AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 27, 2014

REGISTRATION NO. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION

(Exact Name of Registrant)

ARIZONA

(State or other jurisdiction of incorporation or organization)

06-1241288

(I.R.S. Employer Identification Number)

C/O PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION

ONE CORPORATE DRIVE

SHELTON, CT 06484

(203) 926-1888

(Address and telephone number of principal executive offices)

J. MICHAEL LOW, ESQ.

Low & Cohen, PLLC

2999 North 44th Street, Suite 550

Phoenix, Arizona 85018

(602) 648-4040

(Name, address and telephone number of agent for service)

Copies to:

WILLIAM J. EVERS

VICE PRESIDENT

PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION

213 WASHINGTON STREET

NEWARK, NJ 07102

(973) 802-3716

Approximate Date of Commencement of Sales to Public: As soon as practicable after the effective date of Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price	Amount of registration fee
Market-value adjustment annuity contracts (or modified guaranteed annuity contracts)	$1,700,000,000	$1.00	$1,700,000,000	$218,960

(1)	Interests in the market value adjustment account are sold on a dollar basis, not on the basis of a price per share or unit.

This filing is being made under the Securities Act of 1933 to register $1,700,000,000 of interests in market value adjusted annuity contracts. Under rule 457(o) under the Securities Act of 1933, the filing fee set forth above was calculated based on the maximum aggregate offering price of $1,700,000,000. In addition to the new securities, referenced above, that we are registering herewith, we are carrying over to this registration statement $3,414,249,923 of unsold securities from registration (#333-177451) filed on October 21, 2011, for which a filing fee of $190,515 previously was paid. In accordance with Rule 415 (a)(6), the offering of securities on the earlier registration statement will be deemed terminated as of the effective date of this registration statement.

Risk Factors are discussed in the sections of the prospectus included in Part 1 of this Form concerning the Market Value Adjustment option.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of each prospectus included in this registration statement. Any representation to the contrary is a criminal offense.

The principal underwriter for these securities, Prudential Annuities Distributors, Inc. is not required to sell any specific number or dollar amount of securities, but will use its best efforts to sell the securities offered. The offering under this registration statement will conclude three years from the effective date of this registration statement, unless terminated earlier by the Registrant. See each prospectus included in Part 1 hereof for the date of the prospectus.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission may determine.

Audited financial statements for variable annuity separate accounts registered under the Investment Company Act of 1940 are not included in this Form S-3 registration statement.

PRUCO LIFE INSURANCE COMPANY

PRUCO LIFE FLEXIBLE PREMIUM VARIABLE ANNUITY ACCOUNT

PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY

PRUCO LIFE of NEW JERSEY FLEXIBLE PREMIUM VARIABLE ANNUITY ACCOUNT

PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION

PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION VARIABLE ACCOUNT B

Supplement, dated July 1, 2014,

to Prospectuses dated April 28, 2014 and April 30, 2014

This supplement should be read in conjunction with your Annuity Prospectus and should be retained for future reference. This supplement is intended to update certain information in the Annuity Prospectus you own and is not intended to be a prospectus or offer for any other Annuity that you do not own. Defined terms used herein and not otherwise defined herein shall have the meanings given to them in the Prospectuses and SAIs.

We are issuing this supplement to reflect changes to the Advanced Series Trust and ProFund VP Portfolios, and to describe certain other updates to your Annuity Prospectus. Please check your Annuity Prospectus to determine which of the following changes affect the Annuity that you own. If you would like another copy of the current Annuity Prospectus, please call us at
1-888-PRU-2888. Accordingly, we make the following changes to your Annuity Prospectus:

A. The annual expenses for certain portfolios of the Advanced Series Trust Portfolios have been restated. The table in the “Summary of Contract Fees and Charges” is revised as follows:

UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES (as a percentage of the average net assets of the underlying Portfolios)
UNDERLYING PORTFOLIO	Management Fees	Other Expenses	Distribution and/or Service Fees (12b-1 fees)	Dividend Expense on Short Sales	Broker Fees and Expenses on Short Sales	Acquired Portfolio Fees & Expenses	Total Annual Portfolio Operating Expenses	Contractual Fee Waiver or Expense Reimbursement	Net Annual Portfolio Operating Expenses
Advanced Series Trust
AST AQR Large-Cap Portfolio 1	0.72%	0.01%	0.10%	0.00%	0.00%	0.00%	0.83%	-0.24%	0.59%
AST Cohen & Steers Realty Portfolio 2	0.98%	0.03%	0.10%	0.00%	0.00%	0.00%	1.11%	-0.07%	1.04%
AST FI Pyramis ® Quantitative Portfolio 3	0.81%	0.02%	0.10%	0.00%	0.00%	0.00%	0.93%	-0.14%	0.79%
AST Goldman Sachs Mid-Cap Growth Portfolio 4	0.98%	0.03%	0.10%	0.00%	0.00%	0.00%	1.11%	-0.05%	1.06%
AST Herndon Large-Cap Value Portfolio 5	0.83%	0.03%	0.10%	0.00%	0.00%	0.00%	0.96%	-0.15%	0.81%
AST Lord Abbett Core Fixed Income Portfolio 6	0.77%	0.02%	0.10%	0.00%	0.00%	0.00%	0.89%	-0.29%	0.60%
AST Neuberger Berman Core Bond Portfolio 7	0.68%	0.04%	0.10%	0.00%	0.00%	0.00%	0.82%	-0.14%	0.68%
AST Western Asset Core Plus Bond Portfolio 8	0.67%	0.02%	0.10%	0.00%	0.00%	0.00%	0.79%	-0.20%	0.59%

1	AST AQR Large-Cap Portfolio: The Investment Managers have contractually agreed to waive 0.24% of their investment management fees through June 30, 2015. This contractual investment management fee waiver may not be terminated or modified prior to June 30, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify, or discontinue this waiver after June 30, 2015 will be subject to review by the Investment Managers and the Trust’s Board of Trustees.
2	AST Cohen & Steers Realty Portfolio: The Investment Managers have contractually agreed to waive 0.07% of their investment management fees through June 30, 2015. This contractual investment management fee waiver may not be terminated or modified prior to June 30, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify, or discontinue this waiver after June 30, 2015 will be subject to review by the Investment Managers and the Trust’s Board of Trustees.
3	AST FI Pyramis ® Quantitative Portfolio: The Investment Managers have contractually agreed to waive 0.137% of their investment management fees through June 30, 2015. This contractual investment management fee waiver may not be terminated or modified prior to June 30, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify, or discontinue this waiver after June 30, 2015 will be subject to review by the Investment Managers and the Trust’s Board of Trustees.

4	AST Goldman Sachs Mid-Cap Growth Portfolio: The Investment Managers have contractually agreed to waive 0.053% of their investment management fees through June 30, 2015. This contractual investment management fee waiver may not be terminated or modified prior to June 30, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify, or discontinue this waiver after June 30, 2015 will be subject to review by the Investment Managers and the Trust’s Board of Trustees.
5	AST Herndon Large-Cap Value Portfolio: The Investment Managers have contractually agreed to waive 0.15% of their investment management fees through June 30, 2015. This contractual investment management fee waiver may not be terminated or modified prior to June 30, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify, or discontinue this waiver after June 30, 2015 will be subject to review by the Investment Managers and the Trust’s Board of Trustees.
6	AST Lord Abbett Core Fixed Income Portfolio: The Investment Managers have contractually agreed to waive 0.16% of their investment management fees through June 30, 2015. In addition, the Investment Managers have contractually agreed through June 30, 2015 to waive a portion of their investment management fee, as follows: 0.10% on the first $500 million of average daily net assets; 0.125% of the Portfolio’s average daily net assets between $500 million and $1 billion; and 0.15% of the Portfolio’s average daily net assets in excess of $1 billion. Each contractual investment management fee waiver may not be terminated or modified prior to June 30, 2015, and may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue each waiver after June 30, 2015 will be subject to review by the Investment Managers and the Trust’s Board of Trustees.
7	AST Neuberger Berman Core Bond Portfolio: The Investment Managers have contractually agreed to waive 0.14% of their investment management fees through June 30, 2015. This contractual investment management fee waiver may not be terminated or modified prior to June 30, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify, or discontinue this waiver after June 30, 2015 will be subject to review by the Investment Managers and the Trust’s Board of Trustees.
8	AST Western Asset Core Plus Bond Portfolio: The Investment Managers have contractually agreed to waive 0.20% of their investment management fees through June 30, 2015. This contractual investment management fee waiver may not be terminated or modified prior to June 30, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify, or discontinue this waiver after June 30, 2015 will be subject to review by the Investment Managers and the Trust’s Board of Trustees.

B. If you purchased a Prudential Premier ® Advisor Variable Annuity issued by Pruco Life Insurance Company offering version 2.0, 2.1 or 3.0 of the Highest Daily Lifetime ® Income Optional Living Benefit, the prospectus dated April 28, 2014 (applicable to versions 2.1 and 3.0) or April 30, 2014 (applicable to version 2.0) is amended to include the following footnote applicable to all ProFund portfolios listed in the “Underlying Mutual Fund Portfolio Annual Expenses” table.

ProFund Advisors LLC (“ProFund Advisors” or the “Advisor”) has contractually agreed to waive Investment Advisory and Management Services Fees and to reimburse Other Expenses to the extent Total Annual Fund Operating Expenses Before Fee Waivers and Expense Reimbursements (excluding “Acquired Fund Fees and Expenses”), as a percentage of average daily net assets, exceed 1.68% through April 30, 2015. After such date, the expense limitation may be terminated or revised by the Advisor. Amounts waived or reimbursed in a particular contractual period may be recouped by ProFund Advisors within three years of the end of the contractual period to the extent that recoupment will not cause the Fund’s expenses to exceed any expense limitation in place at that time.

THIS SUPPLEMENT SHOULD BE READ AND RETAINED FOR FUTURE REFERENCE

GENPRODSUP1

                  AMERICAN SKANDIA LIFE ASSURANCE CORPORATION

SUPPLEMENT TO PROSPECTUS PORTION OF THE INSTANT FORM S-3 REGISTRATION STATEMENT

                               NOVEMBER 17, 2011

This supplement reflects that, effective January 1, 2008, American Skandia Life
Assurance Corporation changed its name to Prudential Annuities Life Assurance
Corporation. This was merely a name change, and did not otherwise affect any of the terms of the annuity contract registered herein. References in this Form
S-3 registration statement to American Skandia Life Assurance Corporation accordingly are amended to refer instead to Prudential Annuities Life Assurance
Corporation.

                  AMERICAN SKANDIA LIFE ASSURANCE CORPORATION

                       American Skandia Advisor Plan III
                           American Skandia APEX II
                       American Skandia Xtra Credit Six
                         American Skandia Lifevest II
                    American Skandia Advisors Choice(R)2000

                 Supplement to Prospectuses Dated May 1, 2007
                      Supplement dated December 11, 2007

This Supplement should be read and retained with the current Prospectus for your annuity. This Supplement is intended to update certain information in the
Prospectus for the variable annuity you own, and is not intended to be a prospectus or offer for any other variable annuity listed here that you do not own. If you would like another copy of the current Prospectus, please contact us at 1-888-PRU-2888.

We are issuing this supplement to reflect that, effective January 1, 2008,
American Skandia Life Assurance Corporation will change its name to Prudential
Annuities Life Assurance Corporation. This is merely a name change, and does not otherwise affect any of the terms of your Annuity.

                  AMERICAN SKANDIA LIFE ASSURANCE CORPORATION

                                    Optimum
                                 Optimum Four
                                 Optimum Plus
                 Supplement to Prospectuses Dated May 1, 2007
                      Supplement dated December 11, 2007

This Supplement should be read and retained with the current Prospectus for your annuity. This Supplement is intended to update certain information in the
Prospectus for the variable annuity you own, and is not intended to be a prospectus or offer for any other variable annuity listed here that you do not own. If you would like another copy of the current Prospectus, please contact us at 1-888-PRU-2888.

We are issuing this supplement to reflect that, effective January 1, 2008,
American Skandia Life Assurance Corporation will change its name to Prudential
Annuities Life Assurance Corporation. This is merely a name change, and does not otherwise affect any of the terms of your Annuity.

PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION

A Prudential Financial Company

One Corporate Drive, Shelton, Connecticut 06484

ADVANCED SERIES ADVISOR PLANSM III (“ASAP IIISM”)

ADVANCED SERIES APEX IISM (“APEX IISM”)

ADVANCED SERIES XTRA CREDIT SIXSM (“ASXT6SM”) OR (“XT6”)

ADVANCED SERIES LIFEVEST IISM (“ASL IISM”)

Flexible Premium Deferred Annuities

PROSPECTUS: APRIL 30, 2014

This prospectus describes four different flexible premium deferred annuities (the “Annuities” or the “Annuity”) issued by Prudential Annuities Life Assurance Corporation (“Prudential Annuities®”, “we”, “our”, or “us”). If you are receiving this prospectus, it is because you currently own one of these Annuities. These Annuities are no longer offered for new sales. These Annuities were offered as an individual annuity contract or as an interest in a group annuity. Each Annuity has different features and benefits that may be appropriate for you based on your financial situation, your age and how you intend to use the Annuity. This Prospectus describes the important features of the Annuities. The Prospectus also describes differences among the Annuities which include differences in the fees and charges you pay and variations in some product features such as the availability of certain bonus amounts and basic death benefit protection. There may also be differences in the compensation paid to your Financial Professional for each Annuity. Differences in compensation among different annuity products could influence a Financial Professional’s decision as to which annuity to recommend to you. In addition, selling broker-dealer firms through which each Annuity is sold may not make available or may not recommend to their customers certain of the optional features and investment options offered generally under the Annuity. Alternatively, such firms may restrict the optional benefits that they do make available to their customers (e.g., by imposing a lower maximum issue age for certain optional benefits than what is prescribed generally under the Annuity). Selling broker-dealer firms may not offer all the Annuities described in this prospectus and/or may impose restrictions on the availability of the Annuity based on certain criteria. Please speak to your Financial Professional for further details. Each annuity or certain of its investment options and/or features may not be available in all states. For some of the variations specific to Annuities approved for sale by the New York State Insurance Department, see Appendix G. The guarantees provided by the variable annuity contracts and the optional benefits are the obligations of and subject to the claims paying ability of Prudential Annuities. Certain terms are capitalized in this Prospectus. Those terms are either defined in the Glossary of Terms or in the context of the particular section. Because the XT6 annuity grants credits with respect to your purchase payments, the expenses of the XT6 annuity may be higher than expenses for an annuity without a credit. In addition, the amount of the credits that you receive under the XT6 annuity may be more than offset over time by the additional fees and charges associated with the credit.

THE SUB-ACCOUNTS

Each Sub-account of Prudential Annuities Life Assurance Corporation Variable Account B invests in an underlying mutual fund portfolio. Prudential Annuities Life Assurance Corporation Variable Account B is a separate account of Prudential Annuities, and is the investment vehicle in which your Purchase Payments are held. Currently, portfolios of the following underlying mutual funds are being offered: AIM Variable Insurance Funds (Invesco Variable Insurance Funds), Advanced Series Trust, Nationwide Variable Insurance Trust, ProFunds VP, The Prudential Series Fund, and Wells Fargo Variable Trust. See the following page for the complete list of Sub-accounts.

PLEASE READ THIS PROSPECTUS

Please read this prospectus and the current prospectus for the underlying mutual funds. Keep them for future reference.

AVAILABLE INFORMATION

We have also filed a Statement of Additional Information that is available from us, without charge, upon your request. The contents of the Statement of Additional Information are described below—see Table of Contents. The Statement of Additional Information is incorporated by reference into this prospectus. This Prospectus is part of the registration statement we filed with the SEC regarding this offering. Additional information on us and this offering is available in the registration statement and the exhibits thereto. You may review and obtain copies of these materials at no cost to you by contacting us. These documents, as well as documents incorporated by reference, may also be obtained through the SEC’s Internet Website (http://www.sec.gov) for this registration statement as well as for other registrants that file electronically with the SEC. Please see “How to Contact Us” later in this prospectus for our Service Office Address.

In compliance with U.S. law, Prudential Annuities Life Assurance Corporation delivers this prospectus to current contract owners that reside outside of the United States.

These Annuities are NOT deposits or obligations of, or issued, guaranteed or endorsed by, any bank, are NOT insured or guaranteed by the U.S. government, the Federal Deposit Insurance Corporation (FDIC), the Federal Reserve Board or any other agency. An investment in an annuity involves investment risks, including possible loss of value, even with respect to amounts allocated to the AST Money Market Sub-account.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

ADVANCED SERIES ADVISOR PLANSM III, APEX IISM, XTRA CREDIT(R) AND LIFEVEST IISM ARE SERVICE MARKS OR REGISTERED TRADEMARKS OF THE PRUDENTIAL INSURANCE COMPANY OF AMERICA AND ARE USED UNDER

FOR FURTHER INFORMATION CALL: 1-888-PRU-2888

Prospectus Dated: April 30, 2014 COREPROS	Statement of Additional Information Dated: April 30, 2014 ASAP3SAI, APEX2SAI, XT6SAI, ASL2SAI

PLEASE SEE OUR IRA, ROTH IRA AND FINANCIAL DISCLOSURE STATEMENTS ATTACHED TO THE BACK COVER OF THIS PROSPECTUS.

INVESTMENT OPTIONS

Please note that you may not allocate Purchase Payments to the AST Investment Grade Bond Portfolio or the target date bond portfolios (e.g., AST Bond Portfolio 2025)

Advanced Series Trust

AST Academic Strategies Asset Allocation

AST Advanced Strategies

AST AQR Emerging Markets Equity

AST AQR Large-Cap

AST Balanced Asset Allocation

AST BlackRock Global Strategies

AST BlackRock iShares ETF

AST Bond Portfolio 2015

AST Bond Portfolio 2016

AST Bond Portfolio 2017

AST Bond Portfolio 2018

AST Bond Portfolio 2019

AST Bond Portfolio 2020

AST Bond Portfolio 2021

AST Bond Portfolio 2022

AST Bond Portfolio 2023

AST Bond Portfolio 2024

AST Bond Portfolio 2025

AST Capital Growth Asset Allocation

AST ClearBridge Dividend Growth

AST Cohen & Steers Realty

AST Defensive Asset Allocation

AST Federated Aggressive Growth

AST FI Pyramis® Asset Allocation

AST FI Pyramis® Quantitative

*AST Franklin Templeton Founding Funds Allocation

AST Franklin Templeton Founding Funds Plus

AST Global Real Estate

AST Goldman Sachs Large-Cap Value

AST Goldman Sachs Mid-Cap Growth

AST Goldman Sachs Multi-Asset

AST Goldman Sachs Small-Cap Value

AST Herndon Large-Cap Value

AST High Yield

AST International Growth

AST International Value

AST Investment Grade Bond

AST J.P. Morgan Global Thematic

AST J.P. Morgan International Equity

AST J.P. Morgan Strategic Opportunities

AST Jennison Large-Cap Growth

AST Jennison Large-Cap Value

AST Large-Cap Value

AST Loomis Sayles Large-Cap Growth

AST Lord Abbett Core Fixed Income

AST MFS Global Equity

AST MFS Growth

AST MFS Large-Cap Value

AST Mid-Cap Value

AST Money Market

AST Neuberger Berman Core Bond

AST Neuberger Berman Mid-Cap Growth

AST Neuberger Berman/LSV Mid-Cap Value

AST New Discovery Asset Allocation

AST Parametric Emerging Markets Equity

AST PIMCO Limited Maturity Bond

AST PIMCO Total Return Bond

AST Preservation Asset Allocation

AST Prudential Core Bond

AST Prudential Growth Allocation

AST QMA Emerging Markets Equity

AST QMA Large-Cap

AST QMA US Equity Alpha

AST Quantitative Modeling

AST RCM World Trends

AST Schroders Global Tactical

AST Schroders Multi-Asset World Strategies

AST Small-Cap Growth

AST Small-Cap Value

AST T. Rowe Price Asset Allocation

AST T. Rowe Price Equity Income

AST T. Rowe Price Large-Cap Growth

AST T. Rowe Price Natural Resources

AST Templeton Global Bond

AST Wellington Management Hedged Equity

AST Western Asset Core Plus Bond

AST Western Asset Emerging Markets Debt

AIM Variable Insurance Funds

(Invesco Variable Insurance Funds)

Invesco V.I. Diversified Dividend Fund — Series I shares

Invesco V.I. Global Health Care Fund — Series I shares

Invesco V.I. Mid Cap Growth Fund — Series I shares

Invesco V.I. Technology Fund — Series I shares

Nationwide Variable Insurance Trust

NVIT Developing Markets Fund

ProFunds VP

Access VP High Yield

Asia 30

Banks

Basic Materials

Bear

Biotechnology

Bull

Consumer Goods

Consumer Services

Europe 30

Financials

Health Care

Industrials

Internet

Japan

Large-Cap Growth

Large-Cap Value

Mid-Cap Growth

Mid-Cap Value

NASDAQ-100

Oil & Gas

Pharmaceuticals

Precious Metals

Real Estate

Rising Rates Opportunity

Semiconductor

Short Mid-Cap

Short NASDAQ-100

Short Small-Cap

Small-Cap Growth

Small-Cap Value

Technology

Telecommunications

U.S. Government Plus

UltraBull

UltraMid-Cap

UltraNASDAQ-100

UltraSmall-Cap

Utilities

The Prudential Series Fund

*SP International Growth

Wells Fargo Variable Trust

Wells Fargo Advantage VT International Equity — Class 1

Wells Fargo Advantage VT Intrinsic Value — Class 2

Wells Fargo Advantage VT Omega Growth — Class 1

Wells Fargo Advantage VT Small Cap Growth — Class 1

*No longer offered for new investment. See description regarding the Portfolio in “Investment Options.”

(i)

(ii)

(iii)

GLOSSARY OF TERMS

Many terms used within this Prospectus are described within the text where they appear. The description of those terms are not repeated in this Glossary of Terms.

Account Value: The value of each allocation to a Sub-account (also referred to as a “variable investment option”) plus any Fixed Allocation prior to the Annuity Date, increased by any earnings, and/or less any losses, distributions and charges. The Account Value is calculated before we assess any applicable Contingent Deferred Sales Charge (“CDSC” or “surrender charge”) and/or, other than on an annuity anniversary, any fee that is deducted from the Annuity annually in arrears. The Account Value is determined separately for each Sub-account and for each Fixed Allocation, and then totaled to determine the Account Value for your entire Annuity. The Account Value of each MVA Fixed Allocation on any day other than its Maturity Date may be calculated using a market value adjustment. With respect to XT6, the Account Value includes any Credits we applied to your purchase payments that we are entitled to take back under certain circumstances. With respect to ASAP III and APEX II, the Account Value includes any Loyalty Credit we apply. With respect to Annuities with a Highest Daily Lifetime Five Income Benefit election, Account Value includes the value of any allocation to the Benefit Fixed Rate Account.

Adjusted Purchase Payments: As used in the discussion of certain optional benefits in this prospectus and elsewhere, Adjusted purchase payments are purchase payments, increased by any Credits applied to your Account Value in relation to such purchase payments, and decreased by any charges deducted from such purchase payments.

Annual Income Amount: This is the annual amount of income you are eligible for life under the optional benefits.

Annuitization: The application of Account Value to one of the available annuity options for the Owner to begin receiving periodic payments for life (or joint lives), for a guaranteed minimum number of payments or for life with a guaranteed minimum number of payments.

Annuity Date: The date you choose for annuity payments to commence. Unless we agree otherwise, for Annuities issued on or after November 20, 2006, the Annuity Date must be no later than the first day of the calendar month coinciding with or next following the later of: (a) the oldest Owner’s or Annuitant’s 95th birthday, whichever occurs first, and (b) the fifth anniversary of the Issue Date. With respect to Annuities issued prior to November 20, 2006, please see the section of this Prospectus entitled “How and When Do I Choose the Annuity Payment Option?”.

Annuity Year: A 12-month period commencing on the Issue Date of the Annuity and each successive 12-month period thereafter.

Beneficiary Annuity: If you are a beneficiary of an annuity that was owned by a decedent, subject to the requirements discussed in this Prospectus, you may transfer the proceeds of the decedent’s annuity into one of the Annuities described in this prospectus and continue receiving the distributions that are required by the tax laws. This transfer option is only available for purchase of an IRA, Roth IRA, or a non-qualified annuity.

Benefit Fixed Rate Account: A fixed investment option that is used only if you have elected the optional Highest Daily Lifetime Five Income Benefit. Amounts allocated to the Benefit Fixed Rate Account earn a fixed rate of interest, and are held within our general account. You may not allocate purchase payments to the Benefit Fixed Rate Account. Rather, Account Value is transferred to and from the Benefit Fixed Rate Account only under the pre-determined mathematical formula of the Highest Daily Lifetime Five Income Benefit.

Code: The Internal Revenue Code of 1986, as amended from time to time.

Combination 5% Roll-Up And HAV Death Benefit: We offer an optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing the greater of the Highest Anniversary Value Death Benefit and a 5% annual increase on purchase payments adjusted for withdrawals.

Contingent Deferred Sales Charge (CDSC): This is a sales charge that may be deducted when you make a full or partial withdrawal under your Annuity. We refer to this as a “contingent” charge because it is imposed only if you make a withdrawal. The charge is a percentage of each applicable Purchase Payment that is being withdrawn. The period during which a particular percentage applies is measured from the Issue Date of the Annuity. The amount and duration of the CDSC varies among ASAP III, APEX II and XT6. There is no CDSC for ASL II. See “Summary of Contract Fees and Charges” for details on the CDSC for each Annuity.

DCA Fixed Rate Option: An investment option that offers a fixed rate of interest for a specified period during the accumulation period. The DCA Fixed Rate Option is used only with our 6 or 12 Month Dollar Cost Averaging Program (“6 or 12 Month DCA Program”), under which the Purchase Payments that you have allocated to that DCA Fixed Rate Option are transferred to the designated Sub-accounts over a 6 month or 12 month period. Withdrawals or transfers from the DCA Fixed Rate Option are not subject to any Market Value Adjustment. We no longer offer our 6 or 12 Month DCA Program.

1

Enhanced Beneficiary Protection Death Benefit: An Optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing amounts in addition to the basic Death Benefit that can be used to offset federal and state taxes payable on any taxable gains in your Annuity at the time of your death. We no longer offer the Enhanced Beneficiary Protection Death Benefit.

Excess Income: All or a portion of a Lifetime Withdrawal that exceeds the Annual Income Amount for that benefit year is considered excess income (“Excess Income”). Each withdrawal of Excess Income proportionally reduces the Annual Income Amount for future benefit years.

Fixed Allocation: An investment option that offers a fixed rate of interest for a specified Guarantee Period during the accumulation period. Certain Fixed Allocations are subject to a market value adjustment if you withdraw Account Value prior to the Fixed Allocation’s maturity (MVA Fixed Allocation). We also offer DCA Fixed Rate Options that are used with our 6 or 12 Month Dollar Cost Averaging Program (“6 or 12 Month DCA Program”), and are not subject to any market value adjustment. You may participate in a dollar cost averaging program outside of the 6 or 12 Month DCA Program, where the source of the funds to be transferred is a Fixed Allocation. We no longer offer our 6 or 12 Month DCA Program.

Free Look: Under state insurance laws, you have the right, during a limited period of time, to examine your Annuity and decide if you want to keep it or cancel it. This right is referred to as your “free look” right. The length of this time period depends on the law of your state, and may vary depending on whether your purchase is a replacement or not.

Good Order: an instruction received by us, utilizing such forms, signatures, and dating as we require, which is sufficiently complete and clear that we do not need to exercise any discretion to follow such instructions. In your Annuity contract, we use the term “In Writing” to refer to this general requirement.

Guarantee Period: A period of time during the accumulation period where we credit a fixed rate of interest on a Fixed Allocation.

Guaranteed Minimum Income Benefit (GMIB): An optional benefit that, for an additional cost, after a seven-year waiting period, guarantees your ability to begin receiving income from your Annuity in the form of annuity payments based on your total purchase payments and an annual increase of 5% on such purchase payments adjusted for withdrawals (called the “Protected Income Value”), regardless of the impact of market performance on your Account Value. We no longer offer GMIB.

Guaranteed Minimum Withdrawal Benefit (GMWB): An optional benefit that, for an additional cost, guarantees your ability to withdraw amounts over time equal to an initial principal value, regardless of the impact of market performance on your Account Value. We no longer offer GMWB.

Guaranteed Return Option PlusSM (GRO Plussm)/Guaranteed Return Option Plus 2008SM (GRO Plus 2008)/Guaranteed Return Option (GRO)®/Highest Daily Guaranteed Return Option (Highest Daily GRO)SM/Guaranteed Return OptionSM Plus II (GRO Plus II)SM/Highest DailySM Guaranteed Return OptionSM II (HD GRO II). Each of GRO Plus, GRO Plus 2008, GRO, Highest Daily GRO, GRO Plus II, and HD GRO II is a separate optional benefit that, for an additional cost, guarantees a minimum Account Value at one or more future dates and that requires your participation in a program that may transfer your Account Value according to a predetermined mathematical formula. Each benefit has different features, so please consult the pertinent benefit description in the section of the prospectus entitled “Living Benefits”. Certain of these benefits are no longer available for election.

Highest Anniversary Value Death Benefit (“HAV”): An optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing a death benefit equal to the greater of the basic Death Benefit and the Highest Anniversary Value, less proportional withdrawals.

Highest Daily Lifetime Five Income Benefit: An optional benefit that, for an additional cost, guarantees your ability to withdraw an annual amount equal to a percentage of a guaranteed benefit base called the Total Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. We no longer offer Highest Daily Lifetime Five.

Highest Daily Lifetime Seven Income Benefit: An optional benefit for an additional charge that guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. Highest Daily Lifetime Seven is the same class of optional benefit as our Highest Daily Lifetime Five Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and how the lifetime withdrawals are calculated. We no longer offer Highest Daily Lifetime Seven.

Highest Daily Lifetime 7 Plus Income Benefit: An optional benefit that is available for an additional charge. The benefit guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. Highest Daily Lifetime 7 Plus is the same class of optional benefits as our Highest Daily Lifetime Seven Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and how the lifetime withdrawals are calculated. We no longer offer Highest Daily Lifetime 7 Plus.

2

Highest Daily Lifetime 6 Plus Income Benefit: An optional benefit that is available for an additional charge. The benefit guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. Highest Daily Lifetime 6 Plus is the same class of optional benefit as our Highest Daily Lifetime 7 Plus Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and how the lifetime withdrawals are calculated.

Highest Daily Value Death Benefit (“HDV”): An optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing a death benefit equal to the greater of the basic Death Benefit and the Highest Daily Value, less proportional withdrawals. We no longer offer HDV.

Interim Value: The value of the MVA Fixed Allocations on any date other than the Maturity Date. The Interim Value is equal to the initial value allocated to the MVA Fixed Allocation plus all interest credited to the MVA Fixed Allocation as of the date calculated, less any transfers or withdrawals from the MVA Fixed Allocation. The Interim Value does not include the effect of any MVA.

Issue Date: The effective date of your Annuity.

Key Life: Under the Beneficiary Continuation Option, or the Beneficiary Annuity, the person whose life expectancy is used to determine payments.

Lifetime Five Income Benefit: An optional benefit that, for an additional cost, guarantees your ability to withdraw an annual amount equal to a percentage of an initial principal value called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. We no longer offer Lifetime Five.

MVA: A market value adjustment used in the determination of Account Value of a MVA Fixed Allocation on any day more than 30 days prior to the Maturity Date of such MVA Fixed Allocation.

Owner: With an Annuity issued as an individual annuity contract, the Owner is either an eligible entity or person named as having ownership rights in relation to the Annuity. With an Annuity issued as a certificate under a group annuity contract, the “Owner” refers to the person or entity who has the rights and benefits designated as to the “Participant” in the certificate.

Service Office: The place to which all requests and payments regarding an Annuity are to be sent. We may change the address of the Service Office at any time. Please see the section of this prospectus entitled “How to Contact Us” for the Service Office address.

Spousal Highest Daily Lifetime Seven Income Benefit: An optional benefit that, for an additional charge, guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. The benefit is the spousal version of the Highest Daily Lifetime Seven Income Benefit and is the same class of optional benefit as our Highest Daily Lifetime Five Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and to how the lifetime withdrawals are calculated. We no longer offer Spousal Highest Daily Lifetime Seven.

Spousal Highest Daily Lifetime 7 Plus Income Benefit: An optional benefit that, for an additional charge, guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. The benefit is the spousal version of the Highest Daily Lifetime 7 Plus Income Benefit and is the same class of optional benefit as our Spousal Highest Daily Lifetime Seven Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and to how the lifetime withdrawals are calculated. We no longer offer Spousal Highest Daily Lifetime 7 Plus.

Spousal Highest Daily Lifetime 6 Plus Income Benefit: An optional benefit that, for an additional charge, guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. The benefit is the spousal version of the Highest Daily Lifetime 6 Plus Income Benefit and is the same class of optional benefit as our Spousal Highest Daily Lifetime 7 Plus Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and to how the lifetime withdrawals are calculated.

Spousal Lifetime Five Income Benefit: An optional benefit that, for an additional cost, guarantees until the later death of two Designated Lives (as defined in this Prospectus) the ability to withdraw an annual amount equal to a percentage of an initial principal value called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. We no longer offer Spousal Lifetime Five.

3

Sub-account: We issue your Annuity through our separate account. See “What is the Separate Account?” under the General Information section. The separate account invests in underlying mutual fund portfolios. From an accounting perspective, we divide the separate account into a number of sections, each of which corresponds to a particular underlying mutual fund portfolio. We refer to each such section of our separate account as a “Sub-account”.

Surrender Value: The value of your Annuity available upon surrender prior to the Annuity Date. It equals the Account Value as of the date we price the surrender minus any applicable CDSC, Annual Maintenance Fee, Tax Charge and the charge for any optional benefits and any additional amounts we applied to your purchase payments that we may be entitled to recover under certain circumstances. The surrender value may be calculated using a MVA with respect to amounts in any MVA Fixed Allocation. No CDSC applies to the ASL II Annuity.

Unit: A measure used to calculate your Account Value in a Sub-account during the accumulation period.

Valuation Day: Every day the New York Stock Exchange is open for trading or any other day the Securities and Exchange Commission requires mutual funds or unit investment trusts to be valued.

4

SUMMARY OF CONTRACT FEES AND CHARGES

Below is a summary of the fees and charges for the Annuities. Some fees and charges are assessed against each Annuity while others are assessed against assets allocated to the Sub-accounts. The fees and charges that are assessed against an Annuity include any applicable Contingent Deferred Sales Charge, Transfer Fee, Tax Charge and Annual Maintenance Fee. The charges that are assessed against the Sub-accounts are the Mortality and Expense Risk charge, the charge for Administration of the Annuity, any applicable Distribution Charge and the charge for certain optional benefits you elect. Certain optional benefits deduct a charge from each Annuity based on a percentage of a “protected value.” Each underlying mutual fund portfolio assesses a fee for investment management, other expenses and, with some mutual funds, a 12b-1 fee. The prospectus for each underlying mutual fund provides more detailed information about the expenses for the underlying mutual funds.

The following tables provide a summary of the fees and charges you will pay if you surrender your Annuity or transfer Account Value among investment options. These fees and charges are described in more detail within this Prospectus.

TRANSACTION FEES AND CHARGES

CONTINGENT DEFERRED SALES CHARGES (CDSC) FOR EACH ANNUITY 1

ASAP III

Yr. 1	Yr. 2	Yr. 3	Yr. 4	Yr. 5	Yr. 6	Yr. 7	Yr. 8	Yr. 9
7.5%	7.0%	6.5%	6.0%	5.0%	4.0%	3.0%	2.0%	0.0%

APEX II

Yr. 1	Yr. 2	Yr. 3	Yr. 4	Yr. 5
8.5%	8.0%	7.0%	6.0%	0.0%

XT6

For Annuities issued prior to November 20, 2006, the following schedule applies:

Yr. 1	Yr. 2	Yr. 3	Yr. 4	Yr. 5	Yr. 6	Yr. 7	Yr. 8	Yr. 9	Yr. 10	Yr. 11+
9.0%	9.0%	8.5%	8.0%	7.0%	6.0%	5.0%	4.0%	3.0%	2.0%	0.0%

For Annuities issued on or after November 20, 2006, the following schedule applies

Yr. 1	Yr. 2	Yr. 3	Yr. 4	Yr. 5	Yr. 6	Yr. 7	Yr. 8	Yr. 9	Yr. 10	Yr. 11+
9.0%	9.0%	8.0%	7.0%	6.0%	5.0%	4.0%	3.0%	2.0%	1.0%	0.0%

ASL II

There is no CDSC for this Annuity

1	The Contingent Deferred Sales Charges are assessed upon surrender or withdrawal. The charge is a percentage of each applicable Purchase Payment deducted upon surrender or withdrawal. The period during which a particular percentage applies is measured from the Issue Date of the Annuity. Purchase Payments are withdrawn on a “first-in, first-out” basis.

OTHER TRANSACTION FEES AND CHARGES (assessed against each Annuity)
FEE/CHARGE	ASAP III	APEX II	ASL II	XT6
TRANSFER FEE [1] MAXIMUM	$15.00	$15.00	$15.00	$15.00
CURRENT	$10.00	$10.00	$10.00	$10.00
TAX CHARGE (CURRENT) [2]	0% to 3.5%	0% to 3.5%	0% to 3.5%	0% to 3.5%

1	Currently, we deduct the fee after the 20th transfer each Annuity Year. We guarantee that the number of charge free transfers per Annuity Year will never be less than 8.
2	In some states a tax is payable, either when purchase payments are received, upon surrender or when the Account Value is applied under an annuity option. The tax charge is assessed as a percentage of purchase payments, Surrender Value, or Account Value, as applicable. We reserve the right to deduct the charge either at the time the tax is imposed, upon a full surrender of the Annuity, or upon annuitization. See the subsection “Tax Charge” under “Fees and Charges” in this Prospectus.

5

The following table provides a summary of the periodic fees and charges you will pay while you own your Annuity, excluding the underlying mutual fund Portfolio annual expenses. These fees and charges are described in more detail within this Prospectus.

PERIODIC FEES AND CHARGES (assessed against each Annuity)
FEE/CHARGE	ASAP III	APEX II	ASL II	XT6
Annual Maintenance Fee [1]	Lesser of $35 or 2% of Account Value[2]	Lesser of $35 or 2% of Account Value[2]	Lesser of $35 or 2% of Account Value[2]	Lesser of $35 or 2% of Account Value[2]

Beneficiary Continuation Option Only	Lesser of $30 or 2% of Account Value	Lesser of $30 or 2% of Account Value	Lesser of $30 or 2% of Account Value	Lesser of $30 or 2% of Account Value

ANNUAL FEES/CHARGES OF THE SUB-ACCOUNTS [3] (assessed as a percentage of the daily net assets of the Sub-accounts)
FEE/CHARGE
Mortality & Expense Risk Charge [4]	0.50%	1.50%	1.50%	0.50%
Administration Charge [4]	0.15%	0.15%	0.15%	0.15%
Distribution Charge [5]	0.60% in Annuity Years 1-8	N/A	N/A	1.00% in Annuity Years 1-10
Total Annual Charges Of the Sub-accounts (excluding settlement service charge)	1.25% in Annuity Years 1-8; 0.65% in Annuity Years 9 and later	1.65%	1.65%	1.65% in Annuity Years 1-10; 0.65% in Annuity Years 11 and later
Settlement Service Charge [6]	1.40% (qualified); 1.00% (non-qualified)	1.40% (qualified); 1.00% (non-qualified)	1.40% (qualified); 1.00% (non-qualified)	1.40% (qualified); 1.00% (non-qualified)

1.	Assessed annually on the Annuity’s anniversary date or upon surrender. For beneficiaries who elect the non-qualified Beneficiary Continuation Option, the fee is only applicable if Account Value is less than $25,000 at the time the fee is assessed.
2.	Only applicable if Account Value is less than $100,000. Fee may differ in certain States.
3.	These charges are deducted daily and apply to the Sub-accounts only.
4.	The combination of the Mortality and Expense Risk Charge and Administration Charge is referred to as the “Insurance Charge” elsewhere in this Prospectus
5.	The Distribution Charge is 0.00% in Annuity Years 9+ for ASAP III and in Annuity Years 11+ for XT6
6.	The Mortality & Expense Risk Charge, the Administration Charge and the Distribution Charge (if applicable) do not apply if you are a beneficiary under the Beneficiary Continuation Option. The Settlement Service Charge applies only if your beneficiary elects the Beneficiary Continuation Option.

6

The following table sets forth the charge for each optional benefit under the Annuity. These fees would be in addition to the periodic fees and transaction fees set forth in the tables above. The first column shows the charge for each optional benefit on a maximum and current basis. Then, we show the total expenses you would pay for an Annuity if you purchased the relevant optional benefit. More specifically, we show the total charge for the optional benefit plus the Total Annualized Insurance Fees/Charges applicable to the Annuity. Where the charges cannot actually be totaled (because they are assessed against different base values), we show both individual charges.

YOUR OPTIONAL BENEFIT FEES AND CHARGES [1]
OPTIONAL BENEFIT	OPTIONAL BENEFIT/FEE CHARGE	TOTAL ANNUAL CHARGE [2] for ASAP III	TOTAL ANNUAL CHARGE [2] for APEX II	TOTAL ANNUAL CHARGE [2] for ASL II	TOTAL ANNUAL CHARGE [2] for XT6
GRO PLUS II
Current and Maximum Charge [4] (assessed against Sub-account net assets)	0.60%	1.85%	2.25%	2.25%	2.25%
HIGHEST DAILY GRO II
Current and Maximum Charge [4] (assessed against Sub-account net assets)	0.60%	1.85%	2.25%	2.25%	2.25%
HIGHEST DAILY LIFETIME 6 PLUS (HD 6 PLUS)

Maximum Charge [3] (assessed against greater of account value and PWV)	1.50%	1.25% + 1.50%	1.65% + 1.50%	1.65% + 1.50%	1.65% + 1.50%
Current Charge (assessed against greater of Account Value and PWV)	0.85%	1.25% + 0.85%	1.65% + 0.85%	1.65% + 0.85%	1.65% + 0.85%
HIGHEST DAILY LIFETIME 6 PLUS WITH LIFETIME INCOME ACCELERATOR (LIA)

Maximum Charge [3] (assessed against greater of Account Value and PWV)	2.00%	1.25% + 2.00%	1.65% + 2.00%	1.65% + 2.00%	1.65% + 2.00%
Current Charge (assessed against greater of Account Value and PWV)	1.20%	1.25% + 1.20%	1.65% + 1.20%	1.65% + 1.20%	1.65% + 1.20%
SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS

Maximum Charge [3] (assessed against greater of Account Value and PWV)	1.50%	1.25% + 1.50%	1.65% + 1.50%	1.65% + 1.50%	1.65% +1.50%
Current Charge (assessed against greater of Account Value and PWV)	0.95%	1.25% + 0.95%	1.65% + 0.95%	1.65% + 0.95%	1.65% + 0.95%
GUARANTEED RETURN OPTION (GRO)/GRO PLUS

Maximum Charge [3] (assessed against Sub-account net assets)	0.75%	2.00%	2.40%	2.40%	2.40%
Current Charge (assessed against Sub-account net assets)	0.25%	1.50%	1.90%	1.90%	1.90%

7

YOUR OPTIONAL BENEFIT FEES AND CHARGES [1]
OPTIONAL BENEFIT	OPTIONAL BENEFIT/FEE CHARGE	TOTAL ANNUAL CHARGE [2] for ASAP III	TOTAL ANNUAL CHARGE [2] for APEX II	TOTAL ANNUAL CHARGE [2] for ASL II	TOTAL ANNUAL CHARGE [2] for XT6
GUARANTEED RETURN OPTION PLUS 2008 (GRO PLUS 2008)

Maximum Charge [3] (assessed against Sub-account net assets)	0.75%	2.00%	2.40%	2.40%	2.40%
Current Charge (assessed against Sub-account net assets) (if elected on or after May 1, 2009)	0.60%	1.85%	2.25%	2.25%	2.25%
HIGHEST DAILY GUARANTEED RETURN OPTION (HD GRO)
Current And Maximum Charge [3] (if elected on or after May 1, 2009) (assessed against Sub-account net assets)	0.60%	1.85%	2.25%	2.25%	2.25%
GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB)

Maximum Charge [3] (assessed against Sub-account net assets)	1.00%	2.25%	2.65%	2.65%	2.65%
Current Charge (assessed against Sub-account net assets)	0.35%	1.60%	2.00%	2.00%	2.00%
GUARANTEED MINIMUM INCOME BENEFIT (GMIB)

Maximum Charge [3] (assessed against PIV)	1.00%	1.25% + 1.00%	1.65% + 1.00%	1.65% + 1.00%	1.65% + 1.00%
Current Charge (assessed against PIV)	0.50%	1.25% + 0.50%	1.65% + 0.50%	1.65% + 0.50%	1.65 + 0.50%
LIFETIME FIVE INCOME BENEFIT

Maximum Charge [3] (assessed against Sub-account net assets)	1.50%	2.75%	3.15%	3.15%	3.15%
Current Charge (assessed against Sub-account net assets)	0.60%	1.85%	2.25%	2.25%	2.25%
SPOUSAL LIFETIME FIVE INCOME BENEFIT

Maximum Charge [3] (assessed against Sub-account net assets)	1.50%	2.75%	3.15%	3.15%	3.15%
Current Charge (assessed against Sub-account net assets)	0.75%	2.00%	2.40%	2.40%	2.40%

8

YOUR OPTIONAL BENEFIT FEES AND CHARGES [1]
OPTIONAL BENEFIT	OPTIONAL BENEFIT/FEE CHARGE	TOTAL ANNUAL CHARGE [2] for ASAP III	TOTAL ANNUAL CHARGE [2] for APEX II	TOTAL ANNUAL CHARGE [2] for ASL II	TOTAL ANNUAL CHARGE [2] for XT6
HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT

Maximum Charge [3] (assessed against Sub-account net assets)	1.50%	2.75%	3.15%	3.15%	3.15%
Current Charge (assessed against Sub-account net assets)	0.60%	1.85%	2.25%	2.25%	2.25%
HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT

Maximum Charge [3] (assessed against the PWV)	1.50%	1.25% + 1.50%	1.65% + 1.50%	1.65% + 1.50%	1.65% + 1.50%
Current Charge (assessed against the PWV)	0.60%	1.25% + 0.60%	1.65% + 0.60%	1.65% + 0.60%	1.65% + 0.60%
HIGHEST DAILY LIFETIME SEVEN WITH BENEFICIARY INCOME OPTION (BIO)

Maximum Charge [3] (assessed against the PWV)	2.00%	1.25% + 2.00%	1.65% + 2.00%	1.65% + 2.00%	1.65% + 2.00%
Current Charge (assessed against the PWV)	0.95%	1.25% + 0.95%	1.65% + 0.95%	1.65% + 0.95%	1.65% + 0.95%
HIGHEST DAILY LIFETIME SEVEN WITH LIFETIME INCOME ACCELERATOR (LIA)

Maximum Charge [3] (assessed against the PWV)	2.00%	1.25% + 2.00%	1.65% + 2.00%	1.65% + 2.00%	1.65% + 2.00%
Current Charge (assessed against the PWV)	0.95%	1.25% + 0.95%	1.65% + 0.95%	1.65% + 0.95%	1.65% + 0.95%
SPOUSAL HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT

Maximum Charge [3] (assessed against the PWV)	1.50%	1.25% + 1.50%	1.65% + 1.50%	1.65% + 1.50%	1.65% + 1.50%
Current Charge (assessed against the PWV)	0.75%	1.25% + 0.75%	1.65% + 0.75%	1.65% + 0.75%	1.65% + 0.75%
SPOUSAL HIGHEST DAILY LIFETIME SEVEN WITH BENFEFICIARY INCOME BENEFIT (BIO)

Maximum Charge [3] (assessed against the PWV)	2.00%	1.25% + 2.00%	1.65% + 2.00%	1.65% + 2.00%	1.65% + 2.00%
Current Charge (assessed against the PWV)	0.95%	1.25% + 0.95%	1.65% + 0.95%	1.65% + 0.95%	1.65% + 0.95%

9

YOUR OPTIONAL BENEFIT FEES AND CHARGES [1]
OPTIONAL BENEFIT	OPTIONAL BENEFIT/FEE CHARGE	TOTAL ANNUAL CHARGE [2] for ASAP III	TOTAL ANNUAL CHARGE [2] for APEX II	TOTAL ANNUAL CHARGE [2] for ASL II	TOTAL ANNUAL CHARGE [2] for XT6
HIGHEST DAILY LIFETIME 7 PLUS

Maximum Charge [3] (assessed against the greater of Account Value and PWV)	1.50%	1.25% + 1.50%	1.65% + 1.50%	1.65% + 1.50%	1.65% + 1.50%
Current Charge (assessed against the greater of Account Value and PWV)	0.75%	1.25% + 0.75%	1.65% + 0.75%	1.65% + 0.75%	1.65% + 0.75%
HIGHEST DAILY LIFETIME 7 PLUS WITH BENEFICIARY INCOME OPTION (BIO)

Maximum Charge [3] (assessed against the greater of Account Value and PWV)	2.00%	1.25% + 2.00%	1.65% + 2.00%	1.65% + 2.00%	1.65% + 2.00%
Current Charge (assessed against the greater of Account Value and PWV)	1.10%	1.25% + 1.10%	1.65% + 1.10%	1.65% + 1.10%	1.65% + 1.10%
HIGHEST DAILY LIFETIME 7 PLUS WITH LIFETIME INCOME ACCELERATOR (LIA)

Maximum Charge [3] (assessed against the greater of Account Value and PWV)	2.00%	1.25% + 2.00%	1.65% + 2.00%	1.65% + 2.00%	1.65% + 2.00%
Current Charge (assessed against the greater of Account Value and PWV)	1.10%	1.25% + 1.10%	1.65% + 1.10%	1.65% + 1.10%	1.65% + 1.10%
SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS

Maximum Charge [3] (assessed against the greater of Account Value and PWV)	1.50%	1.25% + 1.50%	1.65% + 1.50%	1.65% + 1.50%	1.65% + 1.50%
Current Charge (assessed against the greater of Account Value and PWV)	0.90%	1.25% + 0.90%	1.65% + 0.90%	1.65% + 0.90%	1.65% + 0.90%
SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS WITH BENEFICIARY INCOME OPTION (BIO)

Maximum Charge [3] (assessed against the greater of Account Value and PWV)	2.00%	1.25% + 2.00%	1.65% + 2.00%	1.65% + 2.00%	1.65% + 2.00%
Current Charge (assessed Against The Greater Of Account Value and PWV)	1.10%	1.25% + 1.10%	1.65% + 1.10%	1.65% + 1.10%	1.65% + 1.10%
ENHANCED BENEFICIARY PROTECTION DEATH BENEFIT
Current and Maximum Charge [4] (assessed against Sub-account net assets)	0.25%	1.50%	1.90%	1.90%	1.90%

10

YOUR OPTIONAL BENEFIT FEES AND CHARGES [1]
OPTIONAL BENEFIT	OPTIONAL BENEFIT/FEE CHARGE	TOTAL ANNUAL CHARGE [2] for ASAP III	TOTAL ANNUAL CHARGE [2] for APEX II	TOTAL ANNUAL CHARGE [2] for ASL II	TOTAL ANNUAL CHARGE [2] for XT6
HIGHEST ANNIVERSARY VALUE DEATH BENEFIT (“HAV”)
Current and Maximum Charge [4] (if elected on or after May 1, 2009) (assessed against Sub-account net assets)	0.40%	1.65%	2.05%	2.05%	2.05%
COMBINATION 5% ROLL-UP AND HAV DEATH BENEFIT
Current and Maximum Charge [4] (if elected on or after May 1, 2009) (assessed against Sub-account net assets)	0.80%	2.05%	2.45%	2.45%	2.45%
HIGHEST DAILY VALUE DEATH BENEFIT (“HDV”)
Current and Maximum Charge [4] (assessed against Sub-account Net assets)	0.50%	1.75%	2.15%	2.15%	2.15%
Please refer to the section of this Prospectus that describes each optional benefit for a complete description of the benefit, including any restrictions or limitations that may apply.

How Charge is Determined

1	GRO Plus II: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. For ASAP III, the 1.85% total annual charge applies in Annuity Years 1-8 and is 1.25% thereafter. For APEX II and ASL II, the 2.25% total annual charge applies in all Annuity Years, and for XT6, the 2.25% total annual charge applies in Annuity Years 1-10 and is 1.25% thereafter.

Highest Daily GRO II: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. For ASAP III, the 1.85% total annual charge applies in Annuity Years 1-8 and is 1.25% thereafter. For APEX II and ASL II, the 2.25% total annual charge applies in all Annuity Years, and for XT6, the 2.25% total annual charge applies in Annuity Years 1-10 and is 1.25% thereafter.

Highest Daily Lifetime 6 Plus: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. Under certain circumstances, we may not deduct the charge or may only deduct a portion of the charge (see the description of the benefit for details). For ASAP III, 0.85% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For APEX II and ASL II, 0.85% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For XT6, 0.85% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-10) and 0.65% annual charge of the amounts invested in the Sub-accounts in subsequent Annuity Years.

Highest Daily Lifetime 6 Plus with LIA: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. Under certain circumstances, we may not deduct the charge or may only deduct a portion of the charge (see the description of the benefit for details). For ASAP III, 1.20% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For APEX II and ASL II, 1.20% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For XT6, 1.20% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-10) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years.

Spousal Highest Daily Lifetime 6 Plus: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. Under certain circumstances, we may not deduct the charge or may only deduct a portion of the charge (see the description of the benefit for details). For ASAP III, 0.95% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For APEX II and ASL II, 0.95% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For XT6, 0.95% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-10) and 0.65% annual charge of the amounts invested in the Sub-accounts in subsequent Annuity Years.

Guaranteed Return Option/GRO Plus: Charge for each benefit is assessed against the average daily net assets of the Sub-accounts. For ASAP III, 1.50% total annual charge applies in Annuity years 1-8 and is 0.90% thereafter. For APEX II and ASL II, 1.90% total annual charge applies in all Annuity Years, and for XT6, 1.90% total annual charge applies in Annuity Years 1-10 and is 0.90% thereafter. This benefit is no longer available for new elections.

GRO Plus 2008: Charge for the benefit is assessed against the average daily net assets of the Sub-accounts. If you elected the benefit prior to May 1, 2009, the fees are as follows: The charge is 0.35% of Sub-account assets. For ASAP III, 1.60% total annual charge applies in Annuity Years 1-8 and is 1.00% thereafter. For APEX II and ASL II, 2.00% total annual charge applies in all Annuity Years, and for XT6, 2.00% total annual charge applies in Annuity Years 1-10 and is 1.00% thereafter. If you elected the benefit on or after May 1, 2009, the fees are as follows: For ASAP III, 1.85% total annual charge applies in Annuity Years 1-8 and is 1.25% thereafter. For APEX II and ASL II, 2.25% total annual charge applies in all Annuity Years, and for XT6, 2.25% total annual charge applies in Annuity Years 1-10 and is 1.25% thereafter. This benefit is no longer available for new elections.

Highest Daily GRO: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. If you elected the benefit prior to May 1, 2009, the fees are as follows: The current charge is .35% of Sub-account assets. For ASAP III, 1.60% total annual charge applies in Annuity years 1-8 and is 1.00% thereafter. For APEX II and ASL II, 2.00% total annual charge applies in all Annuity years, and for XT6, 2.00% total annual charge applies in Annuity Years 1-10 and is 1.00% thereafter. If you elected the benefit on or after May 1, 2009, the fees are as follows: For ASAP III, 1.85% total annual charge applies in Annuity years 1-8 and is 1.25% thereafter. For APEX II and ASL II, 2.25% total annual charge applies in all Annuity years, and for XT6, 2.25% total annual charge applies in Annuity Years 1-10 and is 1.25% thereafter. This benefit is no longer available for new elections. Guaranteed Minimum

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Withdrawal Benefit: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. For ASAP III, 1.60% total annual charge applies in Annuity Years 1-8 and is 1.00% thereafter. For APEX II and ASL II, 2.00% total annual charge applies in all Annuity Years, and for XT6, 2.00% total annual charge applies in Annuity Years 1-10 and is 1.00% thereafter. This benefit is no longer available for new elections.

Guaranteed Minimum Income Benefit: Charge for this benefit is assessed against the GMIB Protected Income Value (“PIV”). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the Fixed Allocations. For ASAP III, 0.50% of PIV for GMIB is in addition to 1.25% annual charge in years 1-8 and 0.65% thereafter. For APEX II and ASL II, 0.50% of PIV for GMIB is in addition to 1.65% annual charge. For XT6, 0.50% of PIV for GMIB is in addition to 1.65% in years 1-10 and 0.65% thereafter. This benefit is no longer available for new elections.

Lifetime Five Income Benefit: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. For ASAP III, 1.85% total annual charge applies in Annuity years 1-8 and is 1.25% thereafter. For APEX II and ASL II, 2.25% total annual charge applies in all Annuity years, and for XT6, 2.25% total annual charge applies in Annuity Years 1-10 and is 1.25% thereafter. This benefit is no longer available for new elections.

Spousal Lifetime Five Income Benefit: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. For ASAP III, 2.00% total annual charge applies in Annuity years 1-8 and is 1.40% thereafter. For APEX II and ASL II, 2.40% total annual charge applies in all Annuity years, and for XT6, 2.40% total annual charge applies in Annuity Years 1-10 and is 1.40% thereafter. This benefit is no longer available for new elections. Highest Daily Lifetime Five Income Benefit: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. For ASAP III, 1.85% total annual charge applies in Annuity years 1-8 and is 1.25% thereafter. For APEX II and ASL II, 2.25% total annual charge applies in all Annuity years, and for XT6, 2.25% total annual charge applies in Annuity Years 1-10 and is 1.25% thereafter. This benefit is no longer available for new elections.

Highest Daily Lifetime Seven: Charge for this benefit is assessed against the Protected Withdrawal Value (“PWV”). PWV is described in the Living Benefits section of this Prospectus. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. For ASAP III, 0.60% for Highest Daily Lifetime Seven is in addition to 1.25% annual charge in years 1-8 and 0.65% thereafter. For APEX II and ASL II, 0.60% for Highest Daily Lifetime Seven is in addition to 1.65% annual charge. For XT6, 0.60% for Highest Daily Lifetime Seven is in addition to 1.65% in years 1-10 and 0.65% thereafter. This benefit is no longer available for new elections.

Highest Daily Lifetime Seven with BIO: Charge for this benefit is assessed against the Protected Withdrawal Value (“PWV”). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. For ASAP III, 0.95% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For APEX II and ASL II, 0.95% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For XT6, 0.95% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts in Annuity Years 1-10 and 0.65% annual charge of the amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.

Highest Daily Lifetime Seven with LIA: Charge for this benefit is assessed against the Protected Withdrawal Value (“PWV”). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. For ASAP III, 0.95% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For APEX II and ASL II, 0.95% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For XT6, 0.95% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts in Annuity Years 1-10 and 0.65% annual charge of the amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.

Spousal Highest Daily Lifetime Seven: Charge for this benefit is assessed against the Protected Withdrawal Value (“PWV”). For ASAP III, 0.75% for Spousal Highest Daily Lifetime Seven is in addition to 1.25% annual charge in years 1-8 and 0.65% thereafter. For APEX II and ASL II, 0.75% for Spousal Highest Daily Lifetime Seven is in addition to 1.65% annual charge. For XT6, 0.75% for Spousal Highest Daily Lifetime Seven is in addition to 1.65% in years 1-10 and 0.65% thereafter. This benefit is no longer available for new elections.

Spousal Highest Daily Lifetime Seven with BIO: Charge for this benefit is assessed against the Protected Withdrawal Value (“PWV”). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. For ASAP III, 0.95% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For APEX II and ASL II, 0.95% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For XT6, 0.95% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts in Annuity Years 1-10 and 0.65% annual charge of the amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.

Highest Daily Lifetime 7 Plus: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. For ASAP III, 0.75% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For APEX II and ASL II, 0.75% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For XT6, 0.75% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-10) and .65% annual charge of the amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.

Highest Daily Lifetime 7 Plus with BIO: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. For ASAP III, 1.10% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For APEX II and ASL II, 1.10% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For XT6, 1.10% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-10) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.

Highest Daily Lifetime 7 Plus with LIA: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. For ASAP III, 1.10% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For APEX II and ASL II, 1.10% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For XT6, 1.10% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-10) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.

Spousal Highest Daily Lifetime 7 Plus: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. For ASAP III, 0.90% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For APEX II and ASL II, 0.90% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For XT6, 0.90% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-10) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.

Spousal Highest Daily Lifetime 7 Plus with BIO: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. For ASAP III, 1.10% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For APEX II and ASL II, 1.10% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For XT6, 1.10% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-10) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.

Enhanced Beneficiary Protection Death Benefit: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. For ASAP III, 1.50% total annual charge applies in Annuity years 1-8 and is 0.90% thereafter. For APEX II and ASL II, 1.90% total annual charge applies in all Annuity years, and for XT6, 1.90% total annual charge applies in Annuity Years 1-10 and is 0.90% thereafter. This benefit is no longer available for new elections.

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Highest Anniversary Value Death Benefit: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. If you elected the benefit prior to May 1, 2009, the fees are as follows: The charge is 0.25% of Sub-account assets if you elected the benefit prior to May 1, 2009. For ASAP III, 1.50% total annual charge applies in Annuity Years 1-8 and is 0.90% thereafter. For APEX II and ASL II, 1.90% total annual charge applies in all Annuity Years, and for XT6, 1.90% total annual charge applies in Annuity Years 1-10 and is 0.90% thereafter. If you elected the benefit on or after May 1, 2009, the fees are as follows: For ASAP III, 1.65% total annual charge applies in Annuity Years 1-8 and is 1.05% thereafter. For APEX II and ASL II, 2.05% total annual charge applies in all Annuity Years, and for XT6, 2.05% total annual charge applies in Annuity Years 1-10 and is 1.05% thereafter.

Combination 5% Roll-Up and HAV Death Benefit: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. If you elected the benefit prior to May 1, 2009, the fees are as follows: The charge is 0.50% of Sub-account assets if you elected the benefit prior to May 1, 2009. For ASAP III, 1.75% total annual charge applies in Annuity Years 1-8 and is 1.15% thereafter. For APEX II and ASL II, 2.15% total annual charge applies in all Annuity Years, and for XT6, 2.15% total annual charge applies in Annuity Years 1-10 and is 1.15% thereafter. If you elected the benefit on or after May 1, 2009, the fees are as follows: For ASAP III, 2.05% total annual charge applies in Annuity Years 1-8 and is 1.45% thereafter. For APEX II and ASL II, 2.45% total annual charge applies in all Annuity Years, and for XT6, 2.45% total annual charge applies in Annuity Years 1-10 and is 1.45% thereafter.

Highest Daily Value Death Benefit: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. For ASAP III, 1.75% total annual charge applies in Annuity years 1-8 and is 1.15% thereafter. For APEX II and ASL II, 2.15% total annual charge applies in all Annuity years, and for XT6, 2.15% total annual charge applies in Annuity Years 1-10 and is 1.15% thereafter. This benefit is no longer available for new elections.

2	The Total Annual Charge includes the Insurance Charge and Distribution Charge (if applicable) assessed against the average daily net assets allocated to the Sub-accounts. If you elect more than one optional benefit, the Total Annual Charge would be increased to include the charge for each optional benefit. With respect to GMIB, the 0.50% charge is assessed against the GMIB Protected Income Value. With respect to Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus, and Spousal Highest Daily Lifetime 6 Plus the charge is assessed against the Protected Withdrawal Value (greater of PWV and Account Value, for the “Plus” benefits). With respect to each of Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus, and Spousal Highest Daily Lifetime 6 Plus one-fourth of the annual charge is deducted quarterly. These optional benefits are not available under the Beneficiary Continuation Option.
3	We reserve the right to increase the charge up to the maximum charge indicated, upon any step-up or reset under the benefit, or new election of the benefit.
4	Our reference in the fee table to “current and maximum” charge does not connote that we have the authority to increase the charge for Annuities that already have been issued. Rather, the reference indicates that there is no maximum charge to which the current charge could be increased for existing Annuities. However, our State filings may have included a provision allowing us to impose an increased charge for newly-issued Annuities.

The following table provides the range (minimum and maximum) of the total annual expenses for the underlying mutual funds (“Portfolios”) for the year ended December 31, 2013 before any contractual waivers and expense reimbursements. Each figure is stated as a percentage of the underlying Portfolio’s average daily net assets.

TOTAL ANNUAL PORTFOLIO OPERATING EXPENSES
	MINIMUM	MAXIMUM
Total Portfolio Operating Expense	0.59%	2.16%

The following are the total annual expenses for each underlying mutual fund (“Portfolio”) for the year ended December 31, 2013, except as noted and except if the underlying portfolio’s inception date is subsequent to December 31, 2013. The “Total Annual Portfolio Operating Expenses” reflect the combination of the underlying Portfolio’s investment management fee, other expenses, any 12b-1 fees, and certain other expenses. Each figure is stated as a percentage of the underlying Portfolio’s average daily net assets. For certain of the Portfolios, a portion of the management fee has been contractually waived and/or other expenses have been contractually partially reimbursed, which is shown in the table. The following expenses are deducted by the underlying Portfolio before it provides Prudential Annuities with the daily net asset value. The underlying Portfolio information was provided by the underlying mutual funds and has not been independently verified by us. See the prospectuses or statements of additional information of the underlying Portfolios for further details. The current prospectus and statement of additional information for the underlying Portfolios can be obtained by calling 1-888-PRU-2888.

UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES (as a percentage of the average net assets of the underlying Portfolios)
	For the year ended December 31, 2013
UNDERLYING PORTFOLIO	Management Fees	Other Expenses	Distribution and/or Service Fees (12b-1 fees)	Dividend Expense on Short Sales	Broker Fees and Expenses on Short Sales	Acquired Portfolio Fees & Expenses	Total Annual Portfolio Operating Expenses	Contractual Fee Waiver or Expense Reimbursement	Net Annual Portfolio Operating Expenses
Advanced Series Trust
AST Academic Strategies Asset Allocation Portfolio	0.70%	0.03%	0.04%	0.07%	0.02%	0.64%	1.50%	0.00%	1.50%
AST Advanced Strategies Portfolio [1]	0.80%	0.03%	0.10%	0.00%	0.00%	0.05%	0.98%	-0.01%	0.97%
AST AQR Emerging Markets Equity Portfolio	1.09%	0.21%	0.10%	0.00%	0.00%	0.00%	1.40%	0.00%	1.40%
AST AQR Large-Cap Portfolio [2]	0.72%	0.01%	0.10%	0.00%	0.00%	0.00%	0.83%	-0.17%	0.66%
AST Balanced Asset Allocation Portfolio	0.15%	0.01%	0.00%	0.00%	0.00%	0.81%	0.97%	0.00%	0.97%
AST Blackrock Global Strategies Portfolio	0.97%	0.03%	0.10%	0.00%	0.00%	0.02%	1.12%	0.00%	1.12%
AST Blackrock iShares ETF Portfolio [3]	0.89%	0.26%	0.10%	0.00%	0.00%	0.18%	1.43%	-0.41%	1.02%

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UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES (as a percentage of the average net assets of the underlying Portfolios)
	For the year ended December 31, 2013
UNDERLYING PORTFOLIO	Management Fees	Other Expenses	Distribution and/or Service Fees (12b-1 fees)	Dividend Expense on Short Sales	Broker Fees and Expenses on Short Sales	Acquired Portfolio Fees & Expenses	Total Annual Portfolio Operating Expenses	Contractual Fee Waiver or Expense Reimbursement	Net Annual Portfolio Operating Expenses
AST Bond Portfolio 2015 [4]	0.63%	0.27%	0.10%	0.00%	0.00%	0.00%	1.00%	-0.01%	0.99%
AST Bond Portfolio 2016 [5]	0.63%	0.49%	0.10%	0.00%	0.00%	0.00%	1.22%	-0.23%	0.99%
AST Bond Portfolio 2017	0.63%	0.07%	0.10%	0.00%	0.00%	0.00%	0.80%	0.00%	0.80%
AST Bond Portfolio 2018	0.63%	0.05%	0.10%	0.00%	0.00%	0.00%	0.78%	0.00%	0.78%
AST Bond Portfolio 2019	0.63%	0.11%	0.10%	0.00%	0.00%	0.00%	0.84%	0.00%	0.84%
AST Bond Portfolio 2020	0.63%	0.12%	0.10%	0.00%	0.00%	0.00%	0.85%	0.00%	0.85%
AST Bond Portfolio 2021	0.63%	0.09%	0.10%	0.00%	0.00%	0.00%	0.82%	0.00%	0.82%
AST Bond Portfolio 2022	0.63%	0.08%	0.10%	0.00%	0.00%	0.00%	0.81%	0.00%	0.81%
AST Bond Portfolio 2023 [6]	0.63%	0.05%	0.10%	0.00%	0.00%	0.00%	0.78%	-0.01%	0.77%
AST Bond Portfolio 2024	0.63%	0.09%	0.10%	0.00%	0.00%	0.00%	0.82%	0.00%	0.82%
AST Bond Portfolio 2025	0.63%	0.05%	0.10%	0.00%	0.00%	0.00%	0.78%	0.00%	0.78%
AST Capital Growth Asset Allocation Portfolio	0.15%	0.01%	0.00%	0.00%	0.00%	0.84%	1.00%	0.00%	1.00%
AST ClearBridge Dividend Growth Portfolio [7]	0.82%	0.02%	0.10%	0.00%	0.00%	0.00%	0.94%	-0.11%	0.83%
AST Cohen & Steers Realty Portfolio	0.98%	0.03%	0.10%	0.00%	0.00%	0.00%	1.11%	0.00%	1.11%
AST Defensive Asset Allocation Portfolio	0.15%	0.22%	0.00%	0.00%	0.00%	0.75%	1.12%	0.00%	1.12%
AST Federated Aggressive Growth Portfolio	0.93%	0.05%	0.10%	0.00%	0.00%	0.00%	1.08%	0.00%	1.08%
AST FI Pyramis® Asset Allocation Portfolio [8]	0.82%	0.05%	0.10%	0.00%	0.00%	0.00%	0.97%	-0.02%	0.95%
AST FI Pyramis® Quantitative Portfolio [9]	0.81%	0.02%	0.10%	0.00%	0.00%	0.00%	0.93%	-0.09%	0.84%
AST Franklin Templeton Founding Funds Allocation Portfolio	0.91%	0.02%	0.10%	0.00%	0.00%	0.00%	1.03%	0.00%	1.03%
AST Franklin Templeton Founding Funds Plus Portfolio	0.02%	0.07%	0.00%	0.00%	0.00%	1.01%	1.10%	0.00%	1.10%
AST Global Real Estate Portfolio	0.99%	0.05%	0.10%	0.00%	0.00%	0.00%	1.14%	0.00%	1.14%
AST Goldman Sachs Large-Cap Value Portfolio [10]	0.72%	0.02%	0.10%	0.00%	0.00%	0.00%	0.84%	-0.01%	0.83%
AST Goldman Sachs Mid-Cap Growth Portfolio [11]	0.98%	0.03%	0.10%	0.00%	0.00%	0.00%	1.11%	-0.01%	1.10%
AST Goldman Sachs Multi-Asset Portfolio [12]	0.92%	0.05%	0.10%	0.00%	0.00%	0.00%	1.07%	-0.21%	0.86%
AST Goldman Sachs Small-Cap Value Portfolio [13]	0.93%	0.03%	0.10%	0.00%	0.00%	0.07%	1.13%	-0.01%	1.12%
AST Herndon Large-Cap Value Portfolio [14]	0.83%	0.03%	0.10%	0.00%	0.00%	0.00%	0.96%	-0.04%	0.92%
AST High Yield Portfolio	0.72%	0.04%	0.10%	0.00%	0.00%	0.00%	0.86%	0.00%	0.86%
AST International Growth Portfolio [15]	0.97%	0.05%	0.10%	0.00%	0.00%	0.00%	1.12%	-0.01%	1.11%
AST International Value Portfolio	0.97%	0.04%	0.10%	0.00%	0.00%	0.00%	1.11%	0.00%	1.11%
AST Investment Grade Bond [16]	0.63%	0.04%	0.10%	0.00%	0.00%	0.00%	0.77%	-0.03%	0.74%
AST J.P. Morgan Global Thematic Portfolio	0.92%	0.05%	0.10%	0.00%	0.00%	0.00%	1.07%	0.00%	1.07%
AST J.P. Morgan International Equity Portfolio	0.86%	0.07%	0.10%	0.00%	0.00%	0.00%	1.03%	0.00%	1.03%
AST J.P. Morgan Strategic Opportunities Portfolio	0.97%	0.07%	0.10%	0.11%	0.01%	0.00%	1.26%	0.00%	1.26%
AST Jennison Large-Cap Growth Portfolio	0.88%	0.02%	0.10%	0.00%	0.00%	0.00%	1.00%	0.00%	1.00%
AST Jennison Large-Cap Value Portfolio	0.73%	0.02%	0.10%	0.00%	0.00%	0.00%	0.85%	0.00%	0.85%
AST Large-Cap Value Portfolio	0.72%	0.02%	0.10%	0.00%	0.00%	0.00%	0.84%	0.00%	0.84%
AST Loomis Sayles Large-Cap Growth Portfolio [17]	0.87%	0.02%	0.10%	0.00%	0.00%	0.00%	0.99%	-0.06%	0.93%

14

UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES (as a percentage of the average net assets of the underlying Portfolios)
	For the year ended December 31, 2013
UNDERLYING PORTFOLIO	Management Fees	Other Expenses	Distribution and/or Service Fees (12b-1 fees)	Dividend Expense on Short Sales	Broker Fees and Expenses on Short Sales	Acquired Portfolio Fees & Expenses	Total Annual Portfolio Operating Expenses	Contractual Fee Waiver or Expense Reimbursement	Net Annual Portfolio Operating Expenses
AST Lord Abbett Core Fixed Income Portfolio [18]	0.77%	0.02%	0.10%	0.00%	0.00%	0.00%	0.89%	-0.13%	0.76%
AST MFS Global Equity Portfolio	0.99%	0.05%	0.10%	0.00%	0.00%	0.00%	1.14%	0.00%	1.14%
AST MFS Growth Portfolio	0.87%	0.02%	0.10%	0.00%	0.00%	0.00%	0.99%	0.00%	0.99%
AST MFS Large-Cap Value Portfolio	0.84%	0.03%	0.10%	0.00%	0.00%	0.00%	0.97%	0.00%	0.97%
AST Mid-Cap Value Portfolio	0.93%	0.03%	0.10%	0.00%	0.00%	0.00%	1.06%	0.00%	1.06%
AST Money Market Portfolio	0.47%	0.02%	0.10%	0.00%	0.00%	0.00%	0.59%	0.00%	0.59%
AST Neuberger Berman Core Bond Portfolio	0.68%	0.04%	0.10%	0.00%	0.00%	0.00%	0.82%	0.00%	0.82%
AST Neuberger Berman Mid-Cap Growth Portfolio [19]	0.88%	0.03%	0.10%	0.00%	0.00%	0.00%	1.01%	-0.01%	1.00%
AST Neuberger Berman/LSV Mid-Cap Value Portfolio [20]	0.88%	0.03%	0.10%	0.00%	0.00%	0.00%	1.01%	0.00%	1.01%
AST New Discovery Asset Allocation Portfolio [21]	0.83%	0.10%	0.10%	0.00%	0.00%	0.00%	1.03%	-0.01%	1.02%
AST Parametric Emerging Markets Equity Portfolio	1.08%	0.23%	0.10%	0.00%	0.00%	0.00%	1.41%	0.00%	1.41%
AST PIMCO Limited Maturity Bond Portfolio	0.62%	0.04%	0.10%	0.00%	0.00%	0.00%	0.76%	0.00%	0.76%
AST PIMCO Total Return Bond Portfolio	0.60%	0.02%	0.10%	0.00%	0.00%	0.00%	0.72%	0.00%	0.72%
AST Preservation Asset Allocation Portfolio	0.15%	0.01%	0.00%	0.00%	0.00%	0.76%	0.92%	0.00%	0.92%
AST Prudential Core Bond Portfolio [22]	0.67%	0.02%	0.10%	0.00%	0.00%	0.00%	0.79%	-0.04%	0.75%
AST Prudential Growth Allocation Portfolio	0.81%	0.02%	0.10%	0.00%	0.00%	0.01%	0.94%	0.00%	0.94%
AST QMA Emerging Markets Equity Portfolio	1.09%	0.24%	0.10%	0.00%	0.00%	0.03%	1.46%	0.00%	1.46%
AST QMA Large-Cap Portfolio	0.72%	0.02%	0.10%	0.00%	0.00%	0.00%	0.84%	0.00%	0.84%
AST QMA US Equity Alpha Portfolio	0.99%	0.04%	0.10%	0.22%	0.25%	0.00%	1.60%	0.00%	1.60%
AST Quantitative Modeling Portfolio	0.25%	0.05%	0.00%	0.00%	0.00%	0.88%	1.18%	0.00%	1.18%
AST RCM World Trends Portfolio	0.91%	0.03%	0.10%	0.00%	0.00%	0.00%	1.04%	0.00%	1.04%
AST Schroders Global Tactical Portfolio	0.91%	0.04%	0.10%	0.00%	0.00%	0.12%	1.17%	0.00%	1.17%
AST Schroders Multi-Asset World Strategies Portfolio	1.06%	0.04%	0.10%	0.00%	0.00%	0.12%	1.32%	0.00%	1.32%
AST Small-Cap Growth Portfolio	0.88%	0.03%	0.10%	0.00%	0.00%	0.00%	1.01%	0.00%	1.01%
AST Small-Cap Value Portfolio	0.88%	0.03%	0.10%	0.00%	0.00%	0.04%	1.05%	0.00%	1.05%
AST T. Rowe Price Asset Allocation Portfolio	0.79%	0.03%	0.10%	0.00%	0.00%	0.00%	0.92%	0.00%	0.92%
AST T. Rowe Price Equity Income Portfolio	0.72%	0.02%	0.10%	0.00%	0.00%	0.00%	0.84%	0.00%	0.84%
AST T. Rowe Price Large-Cap Growth Portfolio	0.85%	0.02%	0.10%	0.00%	0.00%	0.00%	0.97%	0.00%	0.97%
AST T. Rowe Price Natural Resources Portfolio	0.88%	0.04%	0.10%	0.00%	0.00%	0.00%	1.02%	0.00%	1.02%
AST Templeton Global Bond Portfolio	0.79%	0.09%	0.10%	0.00%	0.00%	0.00%	0.98%	0.00%	0.98%
AST Wellington Management Hedged Equity Portfolio	0.97%	0.04%	0.10%	0.00%	0.00%	0.02%	1.13%	0.00%	1.13%
AST Western Asset Core Plus Bond Portfolio [23]	0.67%	0.02%	0.10%	0.00%	0.00%	0.00%	0.79%	-0.15%	0.64%
AST Western Asset Emerging Markets Debt Portfolio [24]	0.84%	0.07%	0.10%	0.00%	0.00%	0.00%	1.01%	-0.05%	0.96%

15

UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES (as a percentage of the average net assets of the underlying Portfolios)
	For the year ended December 31, 2013
UNDERLYING PORTFOLIO	Management Fees	Other Expenses	Distribution and/or Service Fees (12b-1 fees)	Dividend Expense on Short Sales	Broker Fees and Expenses on Short Sales	Acquired Portfolio Fees & Expenses	Total Annual Portfolio Operating Expenses	Contractual Fee Waiver or Expense Reimbursement	Net Annual Portfolio Operating Expenses
AIM Variable Insurance Funds (Invesco Variable Insurance Funds)
Invesco V.I. Diversified Dividend Fund – Series I shares [25]	0.50%	0.22%	0.00%	0.00%	0.00%	0.01%	0.73%	-0.01%	0.72%
Invesco V.I. Global Health Care Fund – Series I shares [26]	0.75%	0.35%	0.00%	0.00%	0.00%	0.01%	1.11%	-0.01%	1.10%
Invesco V.I. Mid Cap Growth Fund – Series I shares	0.75%	0.33%	0.00%	0.00%	0.00%	0.00%	1.08%	0.00%	1.08%
Invesco V.I. Technology Fund – Series I shares	0.75%	0.42%	0.00%	0.00%	0.00%	0.00%	1.17%	0.00%	1.17%

Nationwide Variable Insurance Trust
NVIT Developing Markets Fund	0.95%	0.45%	0.25%	0.00%	0.00%	0.02%	1.67%	0.00%	1.67%

ProFund VP [27]
Access VP High Yield Fund	0.75%	0.62%	0.25%	0.00%	0.00%	0.00%	1.62%	0.06%	1.68%
ProFund VP Bull	0.75%	0.72%	0.25%	0.00%	0.00%	0.00%	1.72%	-0.04%	1.68%
ProFund VP NASDAQ-100	0.75%	0.74%	0.25%	0.00%	0.00%	0.00%	1.74%	-0.06%	1.68%
ProFund VP Large-Cap Value	0.75%	0.84%	0.25%	0.00%	0.00%	0.00%	1.84%	-0.16%	1.68%
ProFund VP Large-Cap Growth	0.75%	0.78%	0.25%	0.00%	0.00%	0.00%	1.78%	-0.10%	1.68%
ProFund VP Mid-Cap Value	0.75%	0.83%	0.25%	0.00%	0.00%	0.02%	1.85%	-0.15%	1.70%
ProFund VP Mid-Cap Growth	0.75%	0.79%	0.25%	0.00%	0.00%	0.00%	1.79%	-0.11%	1.68%
ProFund VP Small-Cap Value	0.75%	0.88%	0.25%	0.00%	0.00%	0.04%	1.92%	-0.20%	1.72%
ProFund VP Small-Cap Growth	0.75%	0.83%	0.25%	0.00%	0.00%	0.05%	1.88%	-0.15%	1.73%
ProFund VP Asia 30	0.75%	0.76%	0.25%	0.00%	0.00%	0.00%	1.76%	-0.08%	1.68%
ProFund VP Europe 30	0.75%	0.73%	0.25%	0.00%	0.00%	0.00%	1.73%	-0.05%	1.68%
ProFund VP Japan	0.75%	0.78%	0.25%	0.00%	0.00%	0.00%	1.78%	-0.10%	1.68%
ProFund VP UltraBull	0.75%	0.79%	0.25%	0.00%	0.00%	0.00%	1.79%	-0.11%	1.68%
ProFund VP UltraMid-Cap [28]	0.75%	0.76%	0.25%	0.00%	0.00%	0.00%	1.76%	-0.08%	1.68%
ProFund VP UltraSmall-Cap	0.75%	0.80%	0.25%	0.00%	0.00%	0.03%	1.83%	-0.12%	1.71%
ProFund VP UltraNASDAQ-100	0.75%	0.72%	0.25%	0.00%	0.00%	0.00%	1.72%	-0.04%	1.68%
ProFund VP Bear	0.75%	0.74%	0.25%	0.00%	0.00%	0.00%	1.74%	-0.06%	1.68%
ProFund VP Short Mid-Cap	0.75%	1.06%	0.25%	0.00%	0.00%	0.00%	2.06%	-0.38%	1.68%
ProFund VP Short Small-Cap	0.75%	0.83%	0.25%	0.00%	0.00%	0.00%	1.83%	-0.15%	1.68%
ProFund VP Short NASDAQ-100	0.75%	0.82%	0.25%	0.00%	0.00%	0.00%	1.82%	-0.15%	1.67%
ProFund VP Banks	0.75%	0.79%	0.25%	0.00%	0.00%	0.00%	1.79%	-0.11%	1.68%
ProFund VP Basic Materials	0.75%	0.73%	0.25%	0.00%	0.00%	0.00%	1.73%	-0.05%	1.68%
ProFund VP Biotechnology	0.75%	0.70%	0.25%	0.00%	0.00%	0.00%	1.70%	-0.02%	1.68%
ProFund VP Consumer Goods	0.75%	0.76%	0.25%	0.00%	0.00%	0.00%	1.76%	-0.08%	1.68%
ProFund VP Consumer Services	0.75%	0.78%	0.25%	0.00%	0.00%	0.00%	1.78%	-0.10%	1.68%
ProFund VP Financials	0.75%	0.78%	0.25%	0.00%	0.00%	0.00%	1.78%	-0.10%	1.68%
ProFund VP Health Care	0.75%	0.72%	0.25%	0.00%	0.00%	0.00%	1.72%	-0.04%	1.68%
ProFund VP Industrials	0.75%	0.81%	0.25%	0.00%	0.00%	0.00%	1.81%	-0.13%	1.68%
ProFund VP Internet	0.75%	0.76%	0.25%	0.00%	0.00%	0.00%	1.76%	-0.08%	1.68%
ProFund VP Oil & Gas	0.75%	0.76%	0.25%	0.00%	0.00%	0.00%	1.76%	-0.08%	1.68%
ProFund VP Pharmaceuticals	0.75%	0.74%	0.25%	0.00%	0.00%	0.00%	1.74%	-0.06%	1.68%
ProFund VP Precious Metals	0.75%	0.72%	0.25%	0.00%	0.00%	0.00%	1.72%	-0.04%	1.68%
ProFund VP Real Estate	0.75%	0.75%	0.25%	0.00%	0.00%	0.00%	1.75%	-0.07%	1.68%
ProFund VP Semiconductor	0.75%	1.16%	0.25%	0.00%	0.00%	0.00%	2.16%	-0.48%	1.68%
ProFund VP Technology	0.75%	0.73%	0.25%	0.00%	0.00%	0.00%	1.73%	-0.05%	1.68%
ProFund VP Telecommunications	0.75%	0.73%	0.25%	0.00%	0.00%	0.00%	1.73%	-0.05%	1.68%
ProFund VP Utilities	0.75%	0.76%	0.25%	0.00%	0.00%	0.00%	1.76%	-0.08%	1.68%
ProFund VP U.S. Government Plus	0.50%	0.67%	0.25%	0.00%	0.00%	0.00%	1.42%	-0.04%	1.38%
ProFund VP Rising Rates Opportunity	0.75%	0.74%	0.25%	0.00%	0.00%	0.00%	1.74%	-0.06%	1.68%

The Prudential Series Fund
SP International Growth Portfolio [29]	0.85%	0.46%	0.00%	0.00%	0.00%	0.00%	1.31%	-0.01%	1.30%

16

UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES (as a percentage of the average net assets of the underlying Portfolios)
	For the year ended December 31, 2013
UNDERLYING PORTFOLIO	Management Fees	Other Expenses	Distribution and/or Service Fees (12b-1 fees)	Dividend Expense on Short Sales	Broker Fees and Expenses on Short Sales	Acquired Portfolio Fees & Expenses	Total Annual Portfolio Operating Expenses	Contractual Fee Waiver or Expense Reimbursement	Net Annual Portfolio Operating Expenses
Wells Fargo Variable Trust
Wells Fargo Advantage VT International Equity – class 1 [30]	0.75%	0.20%	0.00%	0.00%	0.00%	0.01%	0.96%	-0.26%	0.70%
Wells Fargo Advantage VT Intrinsic Value – class 2 [31]	0.55%	0.32%	0.25%	0.00%	0.00%	0.01%	1.13%	-0.12%	1.01%
Wells Fargo Advantage VT Omega Growth – class 1 [32]	0.55%	0.24%	0.00%	0.00%	0.00%	0.00%	0.79%	-0.04%	0.75%
Wells Fargo Advantage VT Small Cap Growth – class 1 [33]	0.75%	0.18%	0.00%	0.00%	0.00%	0.00%	0.93%	0.00%	0.93%

1	AST Advanced Strategies Portfolio: The Investment Managers have contractually agreed to waive 0.01% of their investment management fees through June 30, 2015. This contractual investment management fee waiver may not be terminated or modified prior to June 30, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify, or discontinue this expense limitation after June 30, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
2	AST AQR Large-Cap Portfolio: The Investment Managers have contractually agreed to waive 0.17% of their investment management fees through June 30, 2015. This contractual investment management fee waiver may not be terminated or modified prior to June 30, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify, or discontinue this expense limitation after June 30, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
3	AST BlackRock iShares ETF Portfolio: the Investment Managers have contractually agreed to waive a portion of their investment management fee equal to the acquired fund fees and expenses due to investments in iShares ETFs. In addition, the Investment Managers have contractually agreed to waive a portion of their investment management fee and/or reimburse certain expenses for the Portfolio so that the Portfolio’s investment management fees (after the waiver described in the first sentence) and other expenses (including distribution fees, acquired fund fees and expenses due to investments in iShares ETFs, and other expenses excluding taxes, interest and brokerage commissions) do not exceed 1.02% of the Portfolio’s average daily net assets through June 30, 2015. This arrangement may not be terminated or modified prior to June 30, 2015, and may be discontinued or modified thereafter.
4	AST Bond Portfolio 2015: The Investment Managers have contractually agreed to waive a portion of their investment management fees and/or reimburse certain expenses for each Portfolio so that each Portfolio’s investment management fees plus other expenses (exclusive in all cases of taxes, interest, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses) do not exceed 0.99% of each Portfolio’s average daily net assets through June 30, 2015. This waiver arrangement may not be terminated or modified prior to June 30, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue this expense limitation after June 30, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
5	AST Bond Portfolio 2016: The Investment Managers have contractually agreed to waive a portion of their investment management fees and/or reimburse certain expenses for each Portfolio so that each Portfolio’s investment management fees plus other expenses (exclusive in all cases of taxes, interest, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses) do not exceed 0.99% of each Portfolio’s average daily net assets through June 30, 2015. This waiver arrangement may not be terminated or modified prior to June 30, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue this expense limitation after June 30, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
6	AST Bond Portfolio 2023: The distributor of the Portfolio has contractually agreed to waive a portion of its distribution and service (12b-1) fee. The waiver provides for a reduction in the distribution and service fee based on the average daily net assets of each Portfolio. This contractual waiver does not have an expiration or termination date, and may not be modified or discontinued.
7	AST ClearBridge Dividend Growth Portfolio: The Investment Managers have contractually agreed to waive 0.11% of their investment management fees through June 30, 2015. This contractual investment management fee waiver may not be terminated or modified prior to June 30, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify, or discontinue this expense limitation after June 30, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
8

AST FI Pyramis® Asset Allocation Portfolio: The Investment Managers have contractually agreed to waive 0.018% of their investment management fees through June 30, 2015. This contractual investment management fee waiver may not be terminated or modified prior to June 30, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify, or discontinue this expense limitation after June 30, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.

9

AST FI Pyramis® Quantitative Portfolio: The Investment Managers have contractually agreed to waive 0.08% of their investment management fees through June 30, 2015. This contractual investment management fee waiver may not be terminated or modified prior to June 30, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify, or discontinue this expense limitation after June 30, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees. In addition, the Investment Managers have contractually agreed to waive 0.013% of their investment management fees through June 30, 2015. This contractual investment management fee waiver may not be terminated or modified prior to June 30, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify, or discontinue this expense limitation after June 30, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.

10	AST Goldman Sachs Large-Cap Value Portfolio: The Investment Managers have contractually agreed to waive 0.013% of their investment management fee through May 1, 2015. This waiver arrangement may not be terminated or modified prior to May 1, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue this expense limitation after May 1, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
11	AST Goldman Sachs Mid-Cap Growth Portfolio: The Investment Managers have contractually agreed to waive 0.013% of their investment management fee through May 1, 2015. This contractual investment management fee waiver may not be terminated or modified prior to the expiration date, but may be discontinued or modified thereafter. The decision on whether to renew, modify, or discontinue the expense limitation after the expiration date will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
12

AST Goldman Sachs Multi-Asset Portfolio: The Investment Managers have contractually agreed to waive 0.10% of their investment management fee through June 30, 2016. The Investment Managers have additionally agreed to waive 0.10% of their investment management fee through June 30, 2015. The

17

Investment Managers have also contractually agreed to waive 0.013% of their investment management fee through May 1, 2015. Each expense limitation may not be terminated or modified prior to its expiration date, but may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue each expense limitation after its expiration date will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
13	AST Goldman Sachs Small-Cap Value Portfolio: The Investment Managers have contractually agreed to waive 0.013% of their investment management fee through May 1, 2015. This waiver arrangement may not be terminated or modified prior to May 1, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue this expense limitation after May 1, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
14	AST Herndon Large-Cap Value Portfolio: The Investment Managers have contractually agreed to waive 0.04% of their investment management fees through June 30, 2015. This contractual investment management fee waiver may not be terminated or modified prior to June 30, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify, or discontinue this expense limitation after June 30, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
15	AST International Growth Portfolio: The Investment Managers have contractually agreed to waive 0.01% of their investment management fees through June 30, 2015. This contractual investment management fee waiver may not be terminated or modified prior to June 30, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify, or discontinue this expense limitation after June 30, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees. In addition, the Investment Managers have contractually agreed through May 1, 2015 to waive 0.003% of their investment management fee. This contractual investment management fee waiver may not be terminated or modified prior to May 1, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify, or discontinue this fee waiver after May 1, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
16	AST Investment Grade Bond Portfolio: The distributor of the Portfolio has contractually agreed to waive a portion of its distribution and service (12b-1) fee. The waiver provides for a reduction in the distribution and service fee based on the average daily net assets of each Portfolio. This contractual waiver does not have an expiration or termination date, and may not be modified or discontinued.
17	AST Loomis Sayles Large-Cap Growth Portfolio: The Investment Managers have contractually agreed to waive 0.06% of their investment management fees through June 30, 2015. This contractual investment management fee waiver may not be terminated or modified prior to June 30, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify, or discontinue this expense limitation after June 30, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
18	AST Lord Abbett Core Fixed Income Portfolio: The Investment Managers have contractually agreed through June 30, 2015 to waive a portion of their investment management fee, as follows: 0.10% on the first $500 million of average daily net assets; 0.125% of the Portfolio’s average daily net assets between $500 million and $1 billion; and 0.15% of the Portfolio’s average daily net assets in excess of $1 billion. The expense limitation may not be terminated or modified prior to its expiration date, and may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue the expense limitation after its expiration date will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
19	AST Neuberger Berman Mid-Cap Growth Portfolio: The Investment Managers have contractually agreed to waive 0.005% of their investment management fee through May 1, 2015. This waiver arrangement may not be terminated or modified prior to May 1, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue this expense limitation after May 1, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
20	AST Neuberger Berman/LSV Mid-Cap Value Portfolio: The Investment Managers have contractually agreed to waive 0.003% of their investment management fee through May 1, 2015. This waiver arrangement may not be terminated or modified prior to May 1, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue this expense limitation after May 1, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
21	AST New Discovery Asset Allocation Portfolio: The Investment Managers have contractually agreed to waive 0.009% their investment management fees through June 30, 2015. In addition, the Investment Managers have contractually agreed to waive a portion of their investment management fees and/or reimburse certain expenses for the Portfolio so that the Portfolio’s investment management fees plus other expenses (exclusive in all cases of taxes, interest, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses) do not exceed 1.08% of the Portfolio’s average daily net assets through June 30, 2015. The waiver and expense limitation may not be terminated or modified prior to June 30, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue the waiver and expense limitation after June 30, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
22	AST Prudential Core Bond Portfolio: The Investment Managers have contractually agreed to waive a portion of their investment management fees as follows: 0.025% of the Portfolio’s average daily net assets between $500 million and $1 billion, and 0.05% of the Portfolio’s average daily net assets in excess of $1 billion through June 30, 2015. The contractual investment management fee waiver may not be terminated or modified prior to June 30, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue this expense limitation after June 30, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
23	AST Western Asset Core Plus Bond Portfolio: The Investment Managers have contractually agreed to waive 0.15% of their investment management fees through June 30, 2015. This contractual investment management fee waiver may not be terminated or modified prior to June 30, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify, or discontinue this expense limitation after June 30, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
24	AST Western Asset Emerging Markets Debt Portfolio: The Investment Managers have contractually agreed to waive 0.05% of their investment management fee through June 30, 2015. This waiver arrangement may not be terminated or modified prior to June 30, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue this expense limitation after June 30, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
25	Invesco V.I. Diversified Dividend Fund – Series I shares: Invesco Advisers, Inc. (“Invesco or the Adviser”) has contractually agreed to waive a portion of the Fund’s management fee in an amount equal to the net management fee that Invesco earns on the Fund’s investments in certain affiliated funds. This waiver will have the effect of reducing Acquired Fund Fees and Expenses that are indirectly borne by the Fund. Unless Invesco continues the fee waiver agreement, it will terminate on April 30, 2015. The fee waiver agreement cannot be terminated during its term.
26	Invesco V.I. Global Health Care Fund – Series I shares: Invesco Advisers, Inc. (“Invesco or the Adviser”) has contractually agreed to waive a portion of the Fund’s management fee in an amount equal to the net management fee that Invesco earns on the Fund’s investments in certain affiliated funds. This waiver will have the effect of reducing Acquired Fund Fees and Expenses that are indirectly borne by the Fund. Unless Invesco continues the fee waiver agreement, it will terminate on April 30, 2015. The fee waiver agreement cannot be terminated during its term.
27	ProFund Advisors LLC (“ProFund Advisors” or the “Advisor”): has contractually agreed to waive Investment Advisory and Management Services Fees and to reimburse Other Expenses to the extent Total Annual Fund Operating Expenses Before Fee Waivers and Expense Reimbursements (excluding “Acquired Fund Fees and Expenses”), as a percentage of average daily net assets, exceed 1.68% (1.38% for ProFund VP U.S. Government Plus through April 30, 2015. After such date, the expense limitation may be terminated or revised by the Advisor. Amounts waived or reimbursed in a particular contractual period may be recouped by ProFund Advisors within three years of the end of the contractual period to the extent that recoupment will not cause the Fund’s expenses to exceed any expense limitation in place at that time.
28	ProFund VP UltraMid-Cap: Acquired Fund Fees and Expenses for the fiscal year end December 31, 2013 were less than 0.01% and are included in “Other Expenses”.
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SP International Growth Portfolio: Prudential Investments LLC (the Investment Manager) has contractually agreed to waive 0.01% of its investment management fee through June 30, 2015. In addition, the Investment Manager has agreed to waive 0.003% of its investment management fee through May 1, 2015. These contractual investment management fee waivers may not be terminated or modified prior to their expiration dates, but may be discontinued or

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modified thereafter. The decision on whether to renew, modify, or discontinue these expense limitations after their expiration dates will be subject to review by the Investment Manager and the Fund’s Board of Trustees.
30	Wells Fargo Advantage VT International Equity – class 1: The Adviser has committed through April 30, 2015 to waive fees and/or reimburse expenses to the extent necessary to cap the Fund’s Total Annual Fund Operating Expenses After Fee Waiver at 0.69% for Class 1. Brokerage commissions, stamp duty fees, interest, taxes, acquired fund fees and expenses and extraordinary expenses are excluded from the cap. After this time, the cap may be increased or the commitment to maintain the cap may be terminated only with the approval of the Board of Trustees.
31	Wells Fargo Advantage VT Intrinsic Value – class 2: The Adviser has committed through April 30, 2015 to waive fees and/or reimburse expenses to the extent necessary to cap the Fund’s Total Annual Fund Operating Expenses After Fee Waiver at 1.00% for Class 2. Brokerage commissions, stamp duty fees, interest, taxes, acquired fund fees and expenses and extraordinary expenses are excluded from the cap. After this time, the cap may be increased or the commitment to maintain the cap may be terminated only with the approval of the Board of Trustees.
32	Wells Fargo Advantage VT Omega Growth – class 1: The Adviser has committed through April 30, 2015 to waive fees and/or reimburse expenses to the extent necessary to cap the Fund’s Total Annual Fund Operating Expenses After Fee Waiver at the amounts shown above. Brokerage commissions, stamp duty fees, interest, taxes, acquired fund fees and expenses and extraordinary expenses are excluded from the cap. After this time, the cap may be increased or the commitment to maintain the cap may be terminated only with the approval of the Board of Trustees.
33	Wells Fargo Advantage VT Small Cap Growth – class 1: The Adviser has committed through April 30, 2015 to waive fees and/or reimburse expenses to the extent necessary to cap the Fund’s Total Annual Fund Operating Expenses After Fee Waiver at 0.95% for Class 1. Brokerage commissions, stamp duty fees, interest, taxes, acquired fund fees and expenses and extraordinary expenses are excluded from the cap. After this time, the cap may be increased or the commitment to maintain the cap may be terminated only with the approval of the Board of Trustees.

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EXPENSE EXAMPLES

These examples are intended to help you compare the cost of investing in one Prudential Annuities Annuity with the cost of investing in other Prudential Annuities and/or other variable annuities.

Below are examples for each Annuity showing what you would pay in expenses at the end of the stated time periods had you invested $10,000 in the Annuity and your investment has a 5% return each year.

The examples reflect the fees and charges listed below for each Annuity as described in “Summary of Contract Fees and Charges”:

■	Insurance Charge
■	Distribution Charge (if applicable)
■	Contingent Deferred Sales Charge (when and if applicable)
■	Annual Maintenance Fee
■	The maximum combination of optional benefit charges

The examples also assume the following for the period shown:

■	You allocate all of your Account Value to the Sub-account with the maximum gross total annual operating expenses for 2013, and those expenses remain the same each year*
■	For each charge, we deduct the maximum charge rather than the current charge
■	You make no withdrawals of Account Value
■	You make no transfers, or other transactions for which we charge a fee
■	No tax charge applies
■

You elect the Highest Daily Lifetime 6 Plus with Combination 5% Roll-up and HAV Death Benefit, which are the maximum combination of optional benefit charges. There is no other optional benefit combination that would result in higher maximum charges than those shown in the examples.

■	For the XT6 example, no Purchase Payment Credit is granted under the Annuity
■	For the APEX II example, no Loyalty Credit applies
■	For the ASAP III example, no Loyalty Credit applies

Amounts shown in the examples are rounded to the nearest dollar.

*	Note: Not all portfolios offered as Sub-accounts may be available depending on optional benefit selection, the applicable jurisdiction and selling firm.

THE EXAMPLES ARE ILLUSTRATIVE ONLY – THEY SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES OF THE UNDERLYING MUTUAL FUNDS OR THEIR PORTFOLIOS – ACTUAL EXPENSES WILL BE LESS THAN THOSE SHOWN DEPENDING UPON WHICH OPTIONAL BENEFIT YOU ELECT OTHER THAN INDICATED IN THE EXAMPLES OR IF YOU ALLOCATE ACCOUNT VALUE TO ANY OTHER AVAILABLE SUB-ACCOUNTS.

Expense Examples are provided as follows:

To be filed by amendment

If you surrender your annuity at the end of the applicable time period: 1

	1 yr	3 yrs	5 yrs	10 yrs
ASAP III	$1,354	$2,478	$3,575	$6,300
APEX II	$1,492	$2,635	$3,242	$6,576
ASL II	$642	$1,935	$3,242	$6,576
XT6 [3]	$1,542	$2,735	$3,842	$6,676

If you annuitize your annuity at the end of the applicable time period: 2

	1 yr	3 yrs	5 yrs	10 yrs
ASAP III	$604	$1,828	$3,075	$6,300
APEX II	$642	$1,935	$3,242	$6,576
ASL II	$642	$1,935	$3,242	$6,576
XT6 [3]	$642	$1,935	$3,242	$6,576

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If you do not surrender your annuity:

	1 yr	3 yrs	5 yrs	10 yrs
ASAP III	$604	$1,828	$3,075	$6,300
APEX II	$642	$1,935	$3,242	$6,576
ASL II	$642	$1,935	$3,242	$6,576
XT6 [3]	$642	$1,935	$3,242	$6,576

1	There is no CDSC for ASL II. See “Summary of Contract Fees and Charges” for the CDSC schedule for each Annuity.
2	If you own XT6, you may not annuitize in the first Three (3) Annuity Years. If you own ASAP III or APEX II, you may not annuitize in the first Annuity Year.
3	XT6 Annuities purchased prior to November 20, 2006 are subject to a different CDSC schedule. Expense examples calculations for XT6 Annuities are not adjusted to reflect the Purchase Credit. If the Purchase Credit were reflected in the calculations, expenses would be higher.

For information relating to accumulation unit values pertaining to the Sub-accounts, please see Appendix A – Condensed Financial Information About Separate Account B.

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SUMMARY

Advanced Series Advisor Plan III (“ASAP III”)

Advanced Series APEX II (“APEX II”)

Advanced Series XTra Credit Six (“XT6”)

Advanced Series LifeVest II (“ASL II”)

This Summary describes key features of the variable annuities described in this Prospectus. It is intended to help give you an overview, and to point you to sections of the prospectus that provide greater detail. This Summary is intended to supplement the prospectus, so you should not rely on the Summary alone for all the information you need to know before purchase. You should read the entire Prospectus for a complete description of the variable annuities. Your Financial Professional can also help you if you have questions.

What is a variable annuity? A variable annuity is a contract between you and an insurance company. It is designed to help you save money for retirement, and provide income during your retirement. With the help of your Financial Professional, you choose how to invest your money within your annuity (subject to certain restrictions; see “Investment Options”). Any allocation that is recommended to you by your Financial Professional may be different than automatic asset transfers that may be made under the Annuity, such as under a pre-determined mathematical formula used with an optional living benefit. The value of your annuity will rise or fall depending on whether the investment options you choose perform well or perform poorly. Investing in a variable annuity involves risk and you can lose your money. By the same token, investing in a variable annuity can provide you with the opportunity to grow your money through participation in mutual fund-type investments. Your Financial Professional will help you choose the investment options that are suitable for you based on your tolerance for risk and your needs.

Variable annuities also offer a variety of optional guarantees to receive an income for life through withdrawal or provide minimum death benefits for your beneficiaries, or minimum account value guarantees. These benefits provide a degree of insurance in the event your annuity performs poorly. These optional benefits are available for an extra cost, and are subject to limitations and conditions more fully described later in this Prospectus. The guarantees are based on the long-term financial strength of the insurance company.

What does it mean that my variable annuity is “tax deferred”? Because variable annuities are issued by an insurance company, you pay no taxes on any earnings from your annuity until you withdraw the money. You may also transfer among your investment options without paying a tax at the time of the transfer. Until you withdraw the money, tax deferral allows you to keep money invested that would otherwise go to pay taxes. When you take your money out of the variable annuity, however, you will be taxed on the earnings at ordinary income tax rates rather than lower capital gains rates. If you withdraw earnings before you reach age 59 1/2, you also may be subject to a 10% federal tax penalty.

You could also purchase one of our variable annuities as a tax-qualified retirement investment such as an IRA, SEP-IRA, Roth IRA, 401(a) plan, or 403(b) plan. Although there is no additional tax advantage to a variable annuity held through one of these plans, you may desire the variable annuities’ other features such as guaranteed lifetime income payments or death benefits for use within these plans.

What variable annuities are offered in this Prospectus? This Prospectus describes the variable annuities listed below. The annuities differ primarily in the fees deducted, and whether the annuity provides credits in certain circumstances. The annuities described in this prospectus are:

■	Advanced Series Advisor Plan III (“ASAP III”)
■	Advanced Series APEX II (“APEX II”)
■	Advanced Series XTra Credit Six (“XT6”)
■	Advanced Series LifeVest II (“ASL II”)

How do I purchase one of the variable annuities? These Annuities are no longer available for new purchases. Our eligibility criteria for purchasing the Annuities are as follows:

Product	Maximum Age For Initial Purchase	Minimum Initial Purchase Payment
ASAP III	80	$1,000
APEX II	85	$10,000
XT6	75	$10,000
ASL II	85	$15,000

The “Maximum Age for Initial Purchase” applies to the oldest owner as of the day we would issue the Annuity. If the Annuity is to be owned by an entity, the maximum age applies to the annuitant as of the day we would issue the Annuity. For annuities purchased

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as a Beneficiary Annuity, the maximum issue age is 70 and applies to the Key Life. The availability and level of protection of certain optional benefits may also vary based on the age of the owner or annuitant on the issue date of the annuity, the date the benefit is elected, or the date of the owner’s death. Please see the section entitled “Living Benefits” and “Death Benefit” for additional information on these benefits.

You may make additional payments of at least $100 into your Annuity at any time, subject to maximums allowed by us and as provided by law.

After you purchase your Annuity you will have usually ten days to examine it and cancel it if you change your mind for any reason (referred to as the “free look period”). The period of time and the amount returned to you is dictated by State law, and is stated on the front cover of your contract. You must cancel your Annuity in writing.

See “What Are the Requirements for Purchasing One of the Annuities” for more detail.

Where should I invest my money? With the help of your Financial Professional, you choose where to invest your money within the Annuity. Certain optional benefits may limit your ability to invest in the investment options otherwise available to you under the Annuity. You may choose from a variety of investment options ranging from conservative to aggressive. These investment options participate in mutual fund investments that are kept in a separate account from our other general assets. Although you may recognize some of the names of the money managers, these investment options are designed for variable annuities and are not the same mutual funds available to the general public. You can decide on a mix of investment options that suit your goals. Or, you can choose one of our investment options that participates in several mutual funds according to a specified goal such as balanced asset allocation, or capital growth asset allocation. If you select certain optional benefits, we may limit the investment options that you may elect. Each of the underlying mutual funds is described by its own prospectus, which you should read before investing. There is no assurance that any investment option will meet its investment objective.

We also offer programs to help discipline your investing, such as dollar cost averaging or automatic rebalancing.

See “Investment Options,” and “Managing Your Account Value.”

How can I receive income from my Annuity? You can receive income by taking withdrawals or electing annuity payments. If you take withdrawals, you should plan them carefully, because withdrawals may be subject to tax, and may be subject to a contingent deferred sales charge (discussed below). See the “Tax Considerations” section of this Prospectus. You may withdraw up to 10% of your investment each year without being subject to a contingent deferred sales charge.

You may elect to receive income through annuity payments over your lifetime, also called “annuitization”. This option may appeal to those who worry about outliving their Account Value through withdrawals. If you elect to receive annuity payments, you convert your Account Value into a stream of future payments. This means in most cases you no longer have an Account Value and therefore cannot make withdrawals. We offer different types of annuity options to meet your needs, and you can choose the benefits and costs that make sense for you. For example, some of our annuity options allow for withdrawals, and some provide a death benefit, while others guarantee payments for life without a death benefit or the ability to make withdrawals.

See “Access to Account Value.”

Options for Guaranteed Lifetime Withdrawals. We offer optional benefits for an additional fee that guarantee your ability to take withdrawals for life as a percentage of an initial guaranteed benefit base, even after your Account Value falls to zero (unless it does so due to a withdrawal of Excess Income). The Account Value has no guarantees, may fluctuate, and can lose value.

These benefits may appeal to you if you wish to maintain flexibility and control over your Account Value invested (instead of converting it to an annuity stream) and want the assurance of predictable income. If you withdraw more than the allowable amount during any year, your future level of guaranteed withdrawals decreases.

As part of these benefits you are required to invest only in certain permitted investment options. Some of the benefits utilize a predetermined mathematical formula to help manage your guarantee through all market cycles. Please see the applicable optional benefits section for more information. In the Living Benefits section, we describe these guaranteed minimum withdrawal benefits, which allow you to withdraw a specified amount each year for life (or joint lives, for the spousal version of the benefit). Please be aware that if you withdraw more than that amount in a given year (i.e., Excess Income), that may permanently reduce the guaranteed amount you can withdraw in future years. Please note that if your Account Value is reduced to zero as a result of a withdrawal of Excess Income, both the optional benefit and the Annuity will terminate. Thus, you should think carefully before taking a withdrawal of Excess Income. If you purchased your contract in New York and wish to withdraw Excess Income but are uncertain how it will impact your future guaranteed amounts, you may contact us prior to requesting the withdrawal to obtain a personalized, transaction-specific calculation showing the effect of taking the withdrawal.

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These benefits contain detailed provisions, so please see the following sections of the Prospectus for complete details:

■	Highest Daily Lifetime 6 Plus
■	Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator
■	Spousal Highest Daily Lifetime 6 Plus
■	Highest Daily Lifetime 7 Plus
■	Spousal Highest Daily Lifetime 7 Plus
■	Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator
■	Highest Daily Lifetime 7 Plus with Beneficiary Income Option
■	Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option
■	Highest Daily Lifetime Seven
■	Spousal Highest Daily Lifetime Seven
■	Highest Daily Lifetime Seven with Lifetime Income Accelerator
■	Highest Daily Lifetime Seven with Beneficiary Income Option
■	Spousal Highest Daily Lifetime Seven with Beneficiary Income Option

The Guaranteed Lifetime Withdrawal benefit options are no longer offered for new elections.

Options for Guaranteed Accumulation. We offer optional benefits for an additional fee that guarantee your Account Value to a certain level after a period of years. As part of these benefits you are required to invest only in certain permitted investment options. Please see applicable optional benefits sections for more information.

These benefits contain detailed provisions, so please see the following sections of the Prospectus for complete details:

■	Guaranteed Return Option Plus II
■	Highest Daily Guaranteed Return Option II
■	Guaranteed Return Option Plus (GRO Plus)*
■	Guaranteed Return Option (GRO)*
■	Guaranteed Return Option Plus 2008*
■	Highest Daily Guaranteed Return Option*

*	No longer available for new elections.

What happens to my annuity upon death? You may name a beneficiary to receive the proceeds of your annuity upon your death. Your annuity must be distributed within the time periods required by the tax laws. Each of our annuities offers a basic death benefit. The basic death benefit provides your beneficiaries with the greater of your purchase payments less all proportional withdrawals or your value in the annuity at the time of death (the amount of the basic death benefit may depend on the decedent’s age).

We also have optional death benefits for an additional charge:

■	Highest Anniversary Value Death Benefit: Offers the greater of the basic death benefit and a highest anniversary value of the annuity.
■

Combination 5% Roll-Up and Highest Anniversary Value Death Benefit: Offers the greatest of the basic death benefit, the highest anniversary value death benefit described above, and a value assuming 5% growth of your investment adjusted for withdrawals.

Each death benefit has certain age restrictions and could only have been elected at time of contract purchase. Please see the “Death Benefit” section of the Prospectus for more information.

How do I receive credits?

With XT6, we apply a credit to your Annuity each time you make a purchase payment during the first six (6) years. Because of the credits, the expenses of this Annuity may be higher than other annuities that do not offer credits. The amount of the credit depends on the year during which the purchase payment is made:

For annuities issued on or after February 13, 2006:

ANNUITY YEAR	CREDIT
1	6.50%
2	5.00%
3	4.00%
4	3.00%
5	2.00%
6	1.00%
7+	0.00%

*	For annuities issued before February 13, 2006, the Credit during Annuity Year 1 is 6.00%.

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Please note that during the first 10 years, the total asset-based charges on the XT6 annuity are higher than many of our other annuities. In addition, the Contingent Deferred Sales Charge (CDSC) on the XT6 annuity is higher and is deducted for a longer period of time as compared to our other annuities. Unless prohibited by applicable State law, we may take back credits applied within 12 months of death or a Medically-Related Surrender. We may also take back credits if you return your Annuity under the “free-look” provision.

For ASAP III annuities issued on or after February 13, 2006, and APEX II annuities issued on or after June 20, 2005, we apply a “loyalty credit” at the end of your fifth anniversary for money invested with us during the first four years of your Annuity (less adjustments for any withdrawals). For ASAP III, the credit is 0.50%. For APEX II, the credit is either 0%, 2.25% or 2.75% depending on the Issue Date of your Annuity.

Please see the section entitled “Managing Your Account Value” for more information.

What are the Annuity’s Fees and Charges?

Contingent Deferred Sales Charge: If you withdraw all or part of your annuity before the end of a period of years, we may deduct a contingent deferred sales charge, or “CDSC”. The CDSC is calculated as a percentage of your purchase payment being withdrawn, and the applicable CDSC percentage (as indicated in the table below) depends on the Annuity Year in which the purchase payment is withdrawn. The CDSC is different depending on which annuity you purchase:

	Yr. 1	Yr. 2	Yr. 3	Yr. 4	Yr. 5	Yr. 6	Yr. 7	Yr. 8	Yr. 9	Yr. 10	Yr. 11+
ASAP III	7.5%	7.0%	6.5%	6.0%	5.0%	4.0%	3.0%	2.0%	0.0%	—	—
APEX II	8.5%	8.0%	7.0%	6.0%	0.0%	—	—	—	—	—	—
XT6*	9.0%	9.0%	8.0%	7.0%	6.0%	5.0%	4.0%	3.0%	2.0%	1.0%	0.0%
ASL II – There is no CDSC for this Annuity

*	For annuities issued before November 20, 2006, the schedule is as follows: Year 1: 9.0%; Year 2: 9.0%; Year 3: 8.5%; Year 4: 8.0%; Year 5: 7.0%; Year 6: 6.0%; Year 7: 5.0%; Year 8: 4.0%; Year 9: 3.0%; Year 10: 2.0%; Year 11+: 0.0%.

Each year you may withdraw up to 10% of your purchase payments without the imposition of a CDSC. This free withdrawal feature does not apply when fully surrendering your Annuity. We may also waive the CDSC under certain circumstances, such as for medically-related circumstances or taking required minimum distributions under a qualified contracts.

Transfer Fee: You may make 20 transfers between investment options each year free of charge. After the 20th transfer, we will charge $10.00 for each transfer. We do not consider transfers made as part of any Dollar Cost Averaging, Automatic Rebalancing or asset allocation program when we count the 20 free transfers. All transfers made on the same day will be treated as one (1) transfer. Any transfers made as a result of the mathematical formula used with an optional benefit will not count towards the total transfers allowed.

Annual Maintenance Fee: Until you start annuity payments, we deduct an Annual Maintenance Fee. The Annual Maintenance Fee is $35.00 or 2% of your Account Value invested in the Sub-accounts, whichever is less. Except for XT6, the Annual Maintenance Fee is only deducted if your Account Value is less than $100,000.

Tax Charge: We may deduct a charge to reimburse us for taxes we may pay on premiums received in certain jurisdictions. The tax charge currently ranges up to 3 1/2% of your purchase payments and is designed to approximate the taxes that we are required to pay.

Insurance Charge: We deduct an Insurance Charge. It is an annual charge assessed on a daily basis. It is the combination of the Mortality & Expense Risk Charge and the Administration Charge. The charge is assessed against the daily assets allocated to the Sub-accounts and depends on which annuity you hold:

FEE/CHARGE	ASAP III	APEX II	ASL II	XT6
Mortality & Expense Risk Charge	0.50%	1.50%	1.50%	0.50%
Administration Charge	0.15%	0.15%	0.15%	0.15%
Total Insurance Charge	0.65%	1.65%	1.65%	0.65%

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Distribution Charge: For ASAP III and XT6, we deduct a Distribution Charge daily. It is an annual charge assessed on a daily basis. The charge is assessed for a certain number of years against the average assets allocated to the Sub-accounts and is equal to the following:

FEE/CHARGE	ASAP III	APEX II	ASL II	XT6
Distribution Charge	0.60% in Annuity Years 1-8	N/A	N/A	1.00% in Annuity Years 1-10

Charges for Optional Benefits: If you elect to purchase certain optional benefits, we will deduct an additional charge. For some optional benefits, the charge is deducted from your Account Value allocated to the Sub-accounts. This charge is included in the daily calculation of the Unit Price for each Sub-account. For certain other optional benefits, such as Highest Daily Lifetime Seven, the charge is assessed against the Protected Withdrawal Value and taken out of the Sub-accounts periodically. Please refer to the section entitled “Summary of Contract Fees and Charges” for the list of charges for each optional benefit.

Settlement Service Charge: If your beneficiary takes the death benefit under a Beneficiary Continuation Option, we deduct a Settlement Service Charge, although the Insurance Charge no longer applies. The charge is assessed daily against the average assets allocated to the Sub-accounts and is equal to an annual charge of 1.00% for non-qualified Annuities and 1.40% for qualified Annuities.

Fees And Expenses Incurred by the Portfolios: Each Portfolio incurs total annual operating expenses comprised of an investment management fee, other expenses and any distribution and service (12b-1) fees that may apply. More detailed information about fees and expenses can be found in the prospectuses for the Portfolios. Please see the “Fees and Charges” section of the Prospectus for more information.

Costs to Sell and Administer Our Variable Annuity: Your Financial Professional may receive a commission for selling one of our variable annuities to you. We may pay fees to your Financial Professional’s broker dealer firm to cover costs of marketing or administration. These commissions and fees may incent your Financial Professional to sell our variable annuity instead of one offered by another company. We also receive fees from the mutual fund companies that offer the investment options for administrative costs and marketing. These fees may influence our decision to offer one family of funds over another. If you have any questions you may speak with your Financial Professional or us. See “General Information”.

Other Information: Please see the section entitled “General Information” for more information about our annuities, including legal information about our company, separate account, and underlying funds.

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INVESTMENT OPTIONS

WHAT ARE THE INVESTMENT OBJECTIVES AND POLICIES OF THE PORTFOLIOS?

Each variable investment option is a Sub-account of Prudential Annuities Life Assurance Corporation Variable Account B (see “What are Separate Accounts” for more detailed information). Each Sub-account invests exclusively in one Portfolio. You should carefully read the prospectus for any Portfolio in which you are interested. The Investment Objectives/Policies chart below classifies each of the Portfolios based on our assessment of their investment style (as of the date of this Prospectus). The chart also provides a description of each Portfolio’s investment objective (in italics) and a short, summary description of their key policies to assist you in determining which Portfolios may be of interest to you. There is no guarantee that any underlying Portfolio will meet its investment objective. Not all portfolios offered as Sub-accounts may be available depending on optional benefit selection, the applicable jurisdiction and selling firm. The Portfolios that you select are your choice – we do not provide investment advice, and we do not recommend or endorse any particular Portfolio. You bear the investment risk for amounts allocated to the Portfolios. Please see the General Information section of this Prospectus, under the heading concerning “service fees” for a discussion of fees that we may receive from underlying mutual funds and/or their affiliates.

The name of the advisor/sub-advisor for each Portfolio appears next to the description. Those Portfolios whose name includes the prefix “AST” are Portfolios of Advanced Series Trust. The investment managers for AST are AST Investment Services, Inc., a Prudential Financial Company, and Prudential Investments LLC, both of which are affiliated companies of Prudential Annuities. However, a sub-advisor, as noted below, is engaged to conduct day-to-day management.

The Portfolios are not publicly traded mutual funds. They are only available as investment options in variable annuity contracts and variable life insurance policies issued by insurance companies, or in some cases, to participants in certain qualified retirement plans. However, some of the Portfolios available as Sub-accounts under the Annuities are managed by the same portfolio advisor or sub-advisor as a retail mutual fund of the same or similar name that the Portfolio may have been modeled after at its inception. Certain retail mutual funds may also have been modeled after a Portfolio. While the investment objective and policies of the retail mutual funds and the Portfolios may be substantially similar, the actual investments will differ to varying degrees. Differences in the performance of the funds can be expected, and in some cases could be substantial. You should not compare the performance of a publicly traded mutual fund with the performance of any similarly named Portfolio offered as a Sub-account. Details about the investment objectives, policies, risks, costs and management of the Portfolios are found in the prospectuses for the underlying mutual funds. The current prospectus and statement of additional information for the underlying Portfolios can be obtained by calling 1-888-PRU-2888.

Effective May 1, 2004, the SP International Growth Portfolio (formerly the SP William Blair International Growth Portfolio) was no longer offered as a Sub-account under the Annuities, except as follows: if at any time prior to May 1, 2004 you had any portion of your Account Value allocated to the SP International Growth Sub-account, you may continue to allocate Account Value and make transfers into and/or out of the SP International Growth Sub-account, including any electronic funds transfer, dollar cost averaging, asset allocation and rebalancing programs. If you never had a portion of your Account Value allocated to the SP International Growth Sub-account prior to May 1, 2004 or if you purchased your Annuity on or after May 1, 2004, you cannot allocate Account Value to the SP International Growth Sub-account.

Effective April 29, 2013, the AST Franklin Templeton Founding Funds Allocation Portfolio was no longer offered as a Sub-account under the Annuities, except as follows: if at any time prior to April 29, 2013 you had any portion of your Account Value allocated to the AST Franklin Templeton Founding Funds Allocation Sub-account, you may continue to allocate Account Value and make transfers into and/or out of the AST Franklin Templeton Founding Funds Allocation Sub-account, including any electronic funds transfer, dollar cost averaging, asset allocation and rebalancing programs. If you never had a portion of your Account Value allocated to the AST Franklin Templeton Founding Funds Allocation Sub-account prior to April 29, 2013, you cannot allocate Account Value to the AST Franklin Templeton Founding Funds Allocation Sub-account.

Stipulated Investment Options if you Elect Certain Optional Benefits

As a condition to your participating in certain optional benefits, we limit the investment options to which you may allocate your Account Value. Broadly speaking, we offer two groups of “Permitted Sub-accounts”. Under the first group (Group I), your allowable investment options are more limited, but you are not subject to mandatory quarterly re-balancing. Under the second group (Group II), you may allocate your Account Value between a broader range of investment options, but must participate in quarterly re-balancing. The set of tables immediately below describes the first category of permitted investment options.

While those who do not participate in any optional benefit generally may invest in any of the investment options described in the Prospectus, only those who participate in the optional benefits listed in Group II below may participate in the second category (along with its attendant re-balancing requirement). This second category is called our “Custom Portfolios Program” (we may have referred to the “Custom Portfolios Program” as the “Optional Allocation and Rebalancing Program” in other materials). If you participate in the Custom Portfolios Program, you may not participate in an Automatic Rebalancing Program. We may modify or terminate the Custom Portfolios Program at any time. Any such modification or termination will (i) be implemented only after we have notified you in advance, (ii) not affect the guarantees you had accrued under the optional benefit or your ability to continue to

27

participate in those optional benefits, and (iii) not require you to transfer Account Value out of any Portfolio in which you participated immediately prior to the modification or termination.

Group I: Allowable Benefit Allocations

Optional Benefit Name*	Allowable Benefit Allocations:

GRO Plus II

Highest Daily GRO II

Highest Daily Lifetime Five Income Benefit

Highest Daily Lifetime Seven Income Benefit

Highest Daily Lifetime 7 Plus Income Benefit

Highest Daily Lifetime 7 Plus with Beneficiary Income Option

Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator

Highest Daily Lifetime Seven with Beneficiary Income Option

Highest Daily Lifetime Seven with Lifetime Income Accelerator

Highest Daily Lifetime 6 Plus

Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator

Highest Daily Value Death Benefit

Lifetime Five Income Benefit

Spousal Highest Daily Lifetime Seven Income Benefit

Spousal Highest Daily Lifetime 7 Plus Income Benefit Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option

Spousal Highest Daily Lifetime Seven with Beneficiary Income Option

Spousal Highest Daily Lifetime 6 Plus

Spousal Lifetime Five Income Benefit

AST Academic Strategies Asset Allocation Portfolio

AST Advanced Strategies Portfolio

AST Balanced Asset Allocation Portfolio

AST BlackRock Global Strategies Portfolio

AST BlackRock iShares ETF Portfolio

AST Capital Growth Asset Allocation Portfolio

AST Defensive Asset Allocation Portfolio

AST FI Pyramis® Asset Allocation Portfolio

AST FI Pyramis® Quantitative Portfolio

**AST Franklin Templeton Founding Funds Allocation Portfolio

AST Franklin Templeton Founding Funds Plus Portfolio

AST Goldman Sachs Multi-Asset Portfolio

AST J.P. Morgan Global Thematic Portfolio

AST J.P. Morgan Strategic Opportunities Portfolio

AST New Discovery Asset Allocation Portfolio

AST Preservation Asset Allocation Portfolio

AST Prudential Growth Allocation Portfolio

AST RCM World Trends Portfolio

AST Schroders Global Tactical Portfolio

AST Schroders Multi-Asset World Strategies Portfolio

AST T. Rowe Price Asset Allocation Portfolio

AST Wellington Management Hedged Equity Portfolio

Optional Benefit Name*	All Investment Options Permitted, EXCEPT These:
Combo 5% Rollup & HAV Death Benefit GRO/GRO PLUS Guaranteed Minimum Income Benefit Guaranteed Minimum Withdrawal Benefit Highest Anniversary Value Death Benefit

Access VP High Yield

AST AQR Emerging Markets Equity

AST QMA Emerging Markets Equity

AST Western Asset Emerging Markets Debt

Invesco V.I. Technology

ProFund VP Biotechnology

ProFund VP Internet

ProFund VP Semiconductor

ProFund VP Short Mid-Cap

ProFund VP Short Small-Cap

ProFund VP Technology

ProFund VP UltraBull

ProFund VP UltraNASDAQ-100

ProFund VP UltraSmall-Cap

All Investment Options Permitted, EXCEPT These:
GRO PLUS 2008 Highest Daily GRO

Access VP High Yield

AST AQR Emerging Markets Equity

AST QMA Emerging Markets Equity

AST Quantitative Modeling

AST Western Asset Emerging Markets Debt

Invesco V.I. Technology

ProFund VP Asia 30

ProFund VP Biotechnology

ProFund VP Internet

ProFund VP NASDAQ-100

ProFund VP Precious Metals

ProFund VP Semiconductor

ProFund VP Short Mid-Cap

ProFund VP Short NASDAQ-100

ProFund VP Short Small-Cap

ProFund VP Technology

ProFund VP UltraBull

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All Investment Options Permitted, EXCEPT These:
ProFund VP Ultra Mid-Cap ProFund VP UltraNASDAQ-100 ProFund VP UltraSmall-Cap Wells Fargo Advantage VT Small-Cap Growth

*	Detailed Information regarding these optional benefits can be found in the “Living Benefits” and “Death Benefit” sections of this Prospectus.
**	No longer offered.

The following set of tables describes the second category (i.e., Group II below), under which:

(a)	you must allocate at least 20% of your Account Value to certain fixed income portfolios (currently, the AST PIMCO Total Return Bond Portfolio, the AST Western Asset Core Plus Bond Portfolio, the AST Lord Abbett Core Fixed Income Portfolio, the AST Neuberger Core Bond Portfolio, and/or the AST Prudential Core Bond Portfolio).
(b)	you may allocate up to 80% in equity and other portfolios listed in the table below.
(c)	on each benefit quarter (or the next Valuation Day, if the quarter-end is not a Valuation Day), we will automatically re-balance your Account Value, so that the percentages devoted to each Portfolio remain the same as those in effect on the immediately preceding quarter-end, subject to the predetermined mathematical formula inherent in any applicable optional benefit. Note that on the first quarter-end following your participation in the Custom Portfolios Program (we may have referred to the “Custom Portfolios Program” as the “Optional Allocation and Rebalancing Program” in other materials), we will re-balance your Account Value so that the percentages devoted to each Portfolio remain the same as those in effect when you began the Custom Portfolios Program.
(d)	between quarter-ends, you may re-allocate your Account Value among the investment options permitted within this category. If you reallocate, the next quarterly rebalancing will restore the percentages to those of your most recent reallocation.
(e)	if you are already participating in the Custom Portfolios Program (we may have referred to the “Custom Portfolios Program” as the “Optional Allocation and Rebalancing Program” in other materials) and add a new benefit that also participates in this program, your rebalancing date will continue to be based upon the quarterly anniversary of your initial benefit election.

Group II: Custom Portfolios Program (we may have referred to the “Custom Portfolios Program” as the “Optional Allocation and Rebalancing Program” in other materials)

Optional Benefit Name*	Permitted Portfolios

Highest Daily Lifetime Seven

Spousal Highest Daily Lifetime Seven

Highest Daily Lifetime Seven with Beneficiary Income Option

Spousal Highest Daily Lifetime Seven with Beneficiary Income Option

Highest Daily Lifetime Seven with Lifetime Income Accelerator

Highest Daily Lifetime 7 Plus Spousal

Highest Daily Lifetime 7 Plus

Highest Daily Lifetime 7 Plus with Beneficiary Income Option Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option

Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator

Highest Daily Lifetime 6 Plus

Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator

Spousal Highest Daily Lifetime 6 Plus

GRO Plus II

Highest Daily GRO II

AST Academic Strategies Asset Allocation

AST Advanced Strategies

AST Balanced Asset Allocation

AST BlackRock Global Strategies

AST BlackRock iShares ETF

AST Capital Growth Asset Allocation

AST ClearBridge Dividend Growth

AST Cohen & Steers Realty

AST Defensive Asset Allocation

AST Federated Aggressive Growth

AST FI Pyramis® Asset Allocation

AST FI Pyramis® Quantitative Portfolio

***AST Franklin Templeton Founding Funds Allocation

AST Franklin Templeton Founding Funds Plus

AST Global Real Estate

AST Goldman Sachs Large-Cap Value

AST Goldman Sachs Mid-Cap Growth

AST Goldman Sachs Multi-Asset

AST Goldman Sachs Small-Cap Value

AST Herndon Large-Cap Value

AST High Yield

AST International Growth

AST International Value

AST J.P. Morgan Global Thematic

AST J.P. Morgan International Equity

AST J.P. Morgan Strategic Opportunities

AST Jennison Large-Cap Growth

AST Jennison Large-Cap Value

AST Large-Cap Value

AST Loomis Sayles Large-Cap Growth

AST Lord Abbett Core Fixed Income

AST MFS Global Equity

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Permitted Portfolios

AST MFS Growth

AST MFS Large-Cap Value

AST Mid-Cap Value

AST Money Market

AST Neuberger Berman Core Bond

AST Neuberger Berman Mid-Cap Growth

AST Neuberger Berman/LSV Mid-Cap Value

AST New Discovery Asset Allocation

AST Parametric Emerging Markets Equity

AST PIMCO Limited Maturity Bond

AST PIMCO Total Return Bond

AST Preservation Asset Allocation

AST Prudential Core Bond

AST Prudential Growth Allocation

AST QMA US Equity Alpha

AST RCM World Trends

AST Schroders Global Tactical

AST Schroders Multi-Asset World Strategies

AST Small-Cap Growth

AST Small-Cap Value

AST T. Rowe Price Asset Allocation

AST T. Rowe Price Equity Income

AST T. Rowe Price Large-Cap Growth

AST T. Rowe Price Natural Resources

AST Templeton Global Bond

AST Wellington Management Hedged Equity

AST Western Asset Core Plus Bond

The following additional Portfolios are available subject to certain restrictions:

ProFund VP**

Consumer Goods

Consumer Services

Financials

Health Care

Industrials

Large-Cap Growth

Large-Cap Value

Mid-Cap Growth

Mid-Cap Value

Real Estate

Small-Cap Growth

Small-Cap Value

Telecommunications

Utilities

*	Detailed Information regarding these optional benefits can be found in the “Living Benefits” and “Death Benefit” sections of this Prospectus.
**	For ASAP III, XT6, and ASL II Annuities issued beginning on May 26, 2008, we limit the Owner’s ability to invest in the ProFund VP Portfolios. Specifically:
■

We will not permit those who acquire an ASAP III, XT6, or ASL II Annuity on or after May 26, 2008 (including beneficiaries who acquire such an Annuity under the Beneficiary Continuation Option) to invest in any ProFund VP Portfolio; and

■	Those who acquired an ASAP III, XT6, or ASL II Annuity prior to May 26, 2008 may invest in any ProFund VP Portfolio without being subject to the above restrictions; and
■

Those who currently hold an APEX II Annuity, or who acquired an APEX II Annuity after May 26, 2008, may invest in any ProFund VP Portfolio (except that beneficiaries who acquire an APEX II Annuity on or after May 26, 2008 under the Beneficiary Continuation Option may not invest in any ProFund VP Portfolio).

***	No longer offered.

Certain optional living benefits (e.g., Highest Daily Lifetime 7 Plus) employ a predetermined formula, under which money is transferred between your chosen variable sub-accounts and a bond portfolio (e.g., the AST Investment Grade Bond Sub-account).

Whether or not you elected an optional benefit subject to the predetermined mathematical formula, you should be aware that the operation of the formula may result in large-scale asset flows into and out of the Sub-accounts. These asset flows could adversely impact the portfolios, including their risk profile, expenses and performance. These asset flows impact not only the Permitted Sub-accounts used with the benefits but also the other Sub-accounts, because the portfolios may be used as investments in certain Permitted Sub-accounts that are structured as funds-of-funds. Because transfers between the Sub-accounts and the AST

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Investment Grade Bond Sub-account can be frequent and the amount transferred can vary from day to day, any of the portfolios could experience the following effects, among others:

(a)	a portfolio’s investment performance could be adversely affected by requiring a subadvisor to purchase and sell securities at inopportune times or by otherwise limiting the subadvisor’s ability to fully implement the portfolio’s investment strategy;
(b)	the subadvisor may be required to hold a larger portion of assets in highly liquid securities than it otherwise would hold, which could adversely affect performance if the highly liquid securities underperform other securities (e.g., equities) that otherwise would have been held;
(c)	a portfolio may experience higher turnover than it would have experienced without the formula, which could result in higher operating expense ratios and higher transaction costs for the portfolio compared to other similar funds.

The asset flows caused by the formula may affect Owners in differing ways. In particular, because the formula is calculated on an individual basis for each contract, on any particular day, some Owners’ Account Value may be transferred to the AST Investment Grade Bond Sub-account and others Owners’ Account Value may not be transferred. To the extent that there is a large transfer of Account Value on a given trading day to the AST Investment Grade Bond Sub-account, and your Account Value is not so transferred, it is possible that the investment performance of the Sub-accounts in which your Account Value remains invested will be negatively affected.

The efficient operation of the asset flows caused by the formula depends on active and liquid markets. If market liquidity is strained, the asset flows may not operate as intended. For example, it is possible that illiquid markets or other market stress could cause delays in the transfer of cash from one portfolio to another portfolio, which in turn could adversely impact performance.

Please consult the prospectus for the applicable portfolio for additional information about these effects.

The following table contains limited information about the portfolios. Before selecting an Investment Option, you should carefully review the summary prospectuses and/or prospectuses for the portfolios, which contain details about the investment objectives, policies, risks, costs and management of the portfolios. You can obtain the summary prospectuses and prospectuses for the portfolios by calling 1-888-PRU-2888.

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ADVANCED SERIES TRUST (“AST”) PORTFOLIO NAME	STYLE/ TYPE	INVESTMENT OBJECTIVES/POLICIES	PORTFOLIO ADVISOR/ SUBADVISOR(S)
AST Academic Strategies Asset Allocation Portfolio	ASSET ALLOCATION	Seeks long-term capital appreciation.

■     AlphaSimplex Group, LLC

■     AQR Capital Management, LLC and CNH Partners, LLC

■     CoreCommodity Management, LLC

■     First Quadrant, L.P.

■     Jennison Associates LLC

■     J.P. Morgan Investment Management, Inc.

■     Pacific Investment Management Company LLC (PIMCO)

■     Prudential Investments LLC

■     Quantitative Management Associates LLC

■     Western Asset Management Company/Western Asset Management Company Limited

AST Advanced Strategies Portfolio	ASSET ALLOCATION

Seeks a high level of absolute return by using traditional and non-traditional investment strategies and by investing in domestic and foreign equity and fixed income securities, derivative instruments and other investment companies.

■     Brown Advisory LLC

■     Loomis, Sayles & Company, L.P.

■     LSV Asset Management

■     Pacific Investment Management Company LLC (PIMCO)

■     Quantitative Management Associates LLC

■     T. Rowe Price Associates, Inc.

■     William Blair & Company, LLC

AST AQR Emerging Markets Equity Portfolio	INTERNATIONAL EQUITY	Seeks long-term capital appreciation.	■ AQR Capital Management, LLC
AST AQR Large-Cap Portfolio	LARGE-CAP BLEND	Seeks long-term capital appreciation.	■ AQR Capital Management, LLC
AST Balanced Asset Allocation Portfolio	ASSET ALLOCATION	Seeks to obtain the highest potential total return consistent with its specified level of risk tolerance.	■ Prudential Investments LLC ■ Quantitative Management Associates LLC
AST BlackRock Global Strategies Portfolio	ASSET ALLOCATION	Seeks a high total return consistent with a moderate level of risk.	■ BlackRock Financial Management, Inc.
AST BlackRock iShares ETF Portfolio	ASSET ALLOCATION	Seeks to maximize total return with a moderate level of risk.	■ BlackRock Financial Management, Inc.
AST Bond Portfolio 2015	FIXED INCOME	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs.	■ Prudential Investment Management, Inc.
AST Bond Portfolio 2016	FIXED INCOME	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs.	■ Prudential Investment Management, Inc.
AST Bond Portfolio 2017	FIXED INCOME	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs.	■ Prudential Investment Management, Inc.

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ADVANCED SERIES TRUST (“AST”) PORTFOLIO NAME	STYLE/ TYPE	INVESTMENT OBJECTIVES/POLICIES	PORTFOLIO ADVISOR/ SUBADVISOR(S)
AST Bond Portfolio 2018	FIXED INCOME	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs.	■ Prudential Investment Management, Inc.
AST Bond Portfolio 2019	FIXED INCOME	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs.	■ Prudential Investment Management, Inc.
AST Bond Portfolio 2020	FIXED INCOME	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs.	■ Prudential Investment Management, Inc.
AST Bond Portfolio 2021	FIXED INCOME	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs.	■ Prudential Investment Management, Inc.
AST Bond Portfolio 2022	FIXED INCOME	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs.	■ Prudential Investment Management, Inc.
AST Bond Portfolio 2023	FIXED INCOME	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs.	■ Prudential Investment Management, Inc.
AST Bond Portfolio 2024	FIXED INCOME	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs.	■ Prudential Investment Management, Inc.
AST Bond Portfolio 2025	FIXED INCOME	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs.	■ Prudential Investment Management, Inc.
AST Capital Growth Asset Allocation Portfolio	ASSET ALLOCATION	Seeks to obtain a total return consistent with its specified level of risk tolerance.	■ Prudential Investments LLC ■ Quantitative Management Associates LLC
AST ClearBridge Dividend Growth Portfolio	LARGE-CAP BLEND	Seeks income, capital preservation, and capital appreciation.	■ ClearBridge Investments, LLC
AST Cohen & Steers Realty Portfolio	SPECIALTY	Seeks to maximize total return through investment in real estate securities.	■ Cohen & Steers Capital Management, Inc.
AST Defensive Asset Allocation Portfolio	ASSET ALLOCATION	Seeks to obtain the highest potential total return consistent with its specified level of risk tolerance.	■ Prudential Investments LLC ■ Quantitative Management Associates LLC
AST Federated Aggressive Growth Portfolio	SMALL-CAP GROWTH	Seeks capital growth.	■ Federated Equity Management Company of Pennsylvania/ Federated Global Investment Management Corp.
AST FI Pyramis® Asset Allocation Portfolio	ASSET ALLOCATION	Seeks to maximize total return.	■ Pyramis Global Advisors, LLC a Fidelity Investments Company

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ADVANCED SERIES TRUST (“AST”) PORTFOLIO NAME	STYLE/ TYPE	INVESTMENT OBJECTIVES/POLICIES	PORTFOLIO ADVISOR/ SUBADVISOR(S)
AST FI Pyramis® Quantitative Portfolio (formerly AST First Trust Balanced Target Portfolio)	ASSET ALLOCATION	Seeks long-term capital growth balanced by current income.	■ Pyramis Global Advisors, LLC a Fidelity Investments Company
AST Franklin Templeton Founding Funds Allocation Portfolio	ASSET ALLOCATION	Seeks capital appreciation while its secondary investment objective is to seek income.	■ Franklin Advisers, Inc. ■ Franklin Mutual Advisers, LLC ■ Templeton Global Advisors Limited
AST Franklin Templeton Founding Funds Plus Portfolio	ASSET ALLOCATION	Seeks capital appreciation.	■ AST Investment Services, Inc. ■ Prudential Investments LLC
AST Global Real Estate Portfolio	SPECIALTY	Seeks capital appreciation and income.	■ Prudential Real Estate Investors
AST Goldman Sachs Large-Cap Value Portfolio	LARGE-CAP VALUE	Seeks long-term growth of capital.	■ Goldman Sachs Asset Management, L.P.
AST Goldman Sachs Mid-Cap Growth Portfolio	MID-CAP GROWTH	Seeks long-term growth of capital.	■ Goldman Sachs Asset Management, L.P.
AST Goldman Sachs Multi-Asset Portfolio	ASSET ALLOCATION	Seeks to obtain a high level of total return consistent with its level of risk tolerance.	■ Goldman Sachs Asset Management, L.P.
AST Goldman Sachs Small-Cap Value Portfolio	SMALL-CAP VALUE	Seeks long-term capital appreciation.	■ Goldman Sachs Asset Management, L.P.
AST Herndon Large-Cap Value Portfolio (formerly AST BlackRock Value Portfolio)	LARGE-CAP VALUE	Seeks maximum growth of capital by investing primarily in the value stocks of larger companies.	■ Herndon Capital Management, LLC
AST High Yield Portfolio	FIXED INCOME	Seeks maximum total return, consistent with preservation of capital and prudent investment management.	■ J.P. Morgan Investment Management, Inc. ■ Prudential Investment Management, Inc.
AST International Growth Portfolio	INTERNATIONAL EQUITY	Seeks long-term capital growth.	■ Jennison Associates LLC ■ Neuberger Berman Management LLC ■ William Blair & Company, LLC
AST International Value Portfolio	INTERNATIONAL EQUITY	Seeks capital growth.	■ LSV Asset Management ■ Thornburg Investment Management, Inc.
AST Investment Grade Bond Portfolio	FIXED INCOME	Seeks to maximize total return, consistent with the preservation of capital and liquidity needs.	■ Prudential Investment Management, Inc.
AST J.P. Morgan Global Thematic Portfolio (formerly AST Horizon Growth Asset Allocation Portfolio)	ASSET ALLOCATION	Seeks capital appreciation consistent with its specified level of risk tolerance.	■ J.P. Morgan Investment Management Inc./Security Capital Research & Management Incorporated
AST J.P. Morgan International Equity Portfolio	INTERNATIONAL EQUITY	Seeks capital growth.	■ J.P. Morgan Investment Management, Inc.

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ADVANCED SERIES TRUST (“AST”) PORTFOLIO NAME	STYLE/ TYPE	INVESTMENT OBJECTIVES/POLICIES	PORTFOLIO ADVISOR/ SUBADVISOR(S)
AST J.P. Morgan Strategic Opportunities Portfolio	ASSET ALLOCATION	Seeks to maximize return compared to the benchmark through security selection and tactical asset allocation.	■ J.P. Morgan Investment Management, Inc.
AST Jennison Large-Cap Growth Portfolio	LARGE-CAP GROWTH	Seeks long-term growth of capital.	■ Jennison Associates LLC
AST Jennison Large-Cap Value Portfolio	LARGE-CAP VALUE	Seeks capital appreciation.	■ Jennison Associates LLC
AST Large-Cap Value Portfolio	LARGE-CAP VALUE	Seeks current income and long-term growth of income, as well as capital appreciation.	■ Hotchkis and Wiley Capital Management, LLC
AST Loomis Sayles Large-Cap Growth Portfolio	LARGE-CAP GROWTH	Seeks capital growth. Income realization is not an investment objective and any income realized on the Portfolio’s investments, therefore, will be incidental to the Portfolio’s objective.	■ Loomis, Sayles & Company, L.P.
AST Lord Abbett Core Fixed Income Portfolio	FIXED INCOME	Seeks income and capital appreciation to produce a high total return.	■ Lord, Abbett & Co. LLC
AST MFS Global Equity Portfolio	INTERNATIONAL EQUITY	Seeks capital growth.	■ Massachusetts Financial Services Company
AST MFS Growth Portfolio	LARGE-CAP GROWTH	Seeks long-term capital growth and future, rather than current income.	■ Massachusetts Financial Services Company
AST MFS Large-Cap Value Portfolio	LARGE-CAP VALUE	Seeks capital appreciation.	■ Massachusetts Financial Services Company
AST Mid-Cap Value Portfolio	MID-CAP VALUE	Seeks to provide capital growth by investing primarily in mid-capitalization stocks that appear to be undervalued.	■ EARNEST Partners, LLC ■ WEDGE Capital Management L.L.P.
AST Money Market Portfolio	FIXED INCOME	Seeks high current income and maintain high levels of liquidity.	■ Prudential Investment Management, Inc.
AST Neuberger Berman Core Bond Portfolio	FIXED INCOME	Seeks to maximize total return consistent with the preservation of capital.	■ Neuberger Berman Fixed Income LLC
AST Neuberger Berman Mid-Cap Growth Portfolio	MID-CAP GROWTH	Seeks capital growth.	■ Neuberger Berman Management LLC
AST Neuberger Berman/LSV Mid-Cap Value Portfolio	MID-CAP VALUE	Seeks capital growth.	■ LSV Asset Management ■ Neuberger Berman Management LLC
AST New Discovery Asset Allocation Portfolio	ASSET ALLOCATION	Seeks total return.

■     Bradford & Marzec LLC

■     Brown Advisory, LLC

■     C.S. McKee, LP

■     EARNEST Partners, LLC

■     Epoch Investment Partners, Inc.

■     Parametric Portfolio Associates LLC Security Investors, LLC

■     Thompson, Siegel & Walmsley LLC

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ADVANCED SERIES TRUST (“AST”) PORTFOLIO NAME	STYLE/ TYPE	INVESTMENT OBJECTIVES/POLICIES	PORTFOLIO ADVISOR/ SUBADVISOR(S)
AST Parametric Emerging Markets Equity Portfolio	INTERNATIONAL EQUITY	Seeks long-term capital appreciation.	■ Parametric Portfolio Associates LLC
AST PIMCO Limited Maturity Bond Portfolio	FIXED INCOME	Seeks to maximize total return consistent with preservation of capital and prudent investment management.	■ Pacific Investment Management Company LLC (PIMCO)
AST PIMCO Total Return Bond Portfolio	FIXED INCOME	Seeks to maximize total return consistent with preservation of capital and prudent investment management.	■ Pacific Investment Management Company LLC (PIMCO)
AST Preservation Asset Allocation Portfolio	ASSET ALLOCATION	Seeks to obtain a total return consistent with its specified level of risk tolerance.	■ Prudential Investments LLC ■ Quantitative Management Associates LLC
AST Prudential Core Bond Portfolio	FIXED INCOME	Seeks to maximize total return consistent with the long-term preservation of capital.	■ Prudential Investment Management, Inc.
AST Prudential Growth Allocation Portfolio	ASSET ALLOCATION	Seeks total return.	■ Prudential Investment Management, Inc. ■ Quantitative Management Associates LLC
AST QMA Emerging Markets Equity Portfolio	INTERNATIONAL EQUITY	Seeks long-term capital appreciation.	■ Quantitative Management Associates LLC
AST QMA Large-Cap Portfolio	LARGE-CAP BLEND	Seeks long-term capital appreciation.	■ Quantitative Management Associates LLC
AST QMA US Equity Alpha Portfolio	LARGE-CAP BLEND	Seeks long term capital appreciation.	■ Quantitative Management Associates LLC
AST Quantitative Modeling Portfolio	ASSET ALLOCATION	Seeks a high potential return while attempting to mitigate downside risk during adverse market cycles.	■ Quantitative Management Associates LLC
AST RCM World Trends Portfolio (formerly AST Moderate Asset Allocation Portfolio)	ASSET ALLOCATION	Seeks highest potential total return consistent with its specified level of risk tolerance.	■ Allianz Global Investors U.S. LLC
AST Schroders Global Tactical Portfolio	ASSET ALLOCATION	Seeks to outperform its blended performance benchmark.	■ Schroder Investment Management North America Inc./Schroder Investment Management North America Ltd.
AST Schroders Multi-Asset World Strategies Portfolio	ASSET ALLOCATION	Seeks long-term capital appreciation.	■ Schroder Investment Management North America Inc./Schroder Investment Management North America Ltd.
AST Small-Cap Growth Portfolio	SMALL-CAP GROWTH	Seeks long-term capital growth.	■ Eagle Asset Management, Inc. ■ Emerald Mutual Fund Advisers Trust
AST Small-Cap Value Portfolio	SMALL-CAP VALUE	Seeks to provide long-term capital growth by investing primarily in small-capitalization stocks that appear to be undervalued.	■ ClearBridge Investments, LLC ■ J.P. Morgan Investment Management, Inc. ■ Lee Munder Capital Group, LLC

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ADVANCED SERIES TRUST (“AST”) PORTFOLIO NAME	STYLE/ TYPE	INVESTMENT OBJECTIVES/POLICIES	PORTFOLIO ADVISOR/ SUBADVISOR(S)
AST T. Rowe Price Asset Allocation Portfolio	ASSET ALLOCATION	Seeks a high level of total return by investing primarily in a diversified portfolio of equity and fixed income securities.	■ T. Rowe Price Associates, Inc.
AST T. Rowe Price Equity Income Portfolio	LARGE-CAP VALUE	Seeks substantial dividend income as well as long-term growth of capital through investments in the common stocks of established companies.	■ T. Rowe Price Associates, Inc.
AST T. Rowe Price Large-Cap Growth Portfolio	LARGE-CAP GROWTH

Seeks long-term growth of capital by investing predominantly in the equity securities of a limited number of large, carefully selected, high-quality U.S. companies that are judged likely to achieve superior earnings growth.

■ T. Rowe Price Associates, Inc.
AST T. Rowe Price Natural Resources Portfolio	SPECIALTY

Seeks long-term capital growth primarily through investing in the common stocks of companies that own or develop natural resources (such as energy products, precious metals and forest products) and other basic commodities.

■ T. Rowe Price Associates, Inc.
AST Templeton Global Bond Portfolio (formerly the AST T. Rowe Price Global Bond Portfolio)	FIXED INCOME	Seeks to provide current income with capital appreciation and growth of income.	■ Franklin Advisers, Inc.
AST Wellington Management Hedged Equity Portfolio	ASSET ALLOCATION

Seeks to outperform a mix of 50% Russell 3000® Index, 20% MSCI EAFE Index, and 30% Treasury Bill Index over a full market cycle by preserving capital in adverse markets utilizing an options strategy while maintaining equity exposure to benefit from up markets through investments in Wellington Management’s equity investment strategies.

■ Wellington Management Company, LLP
AST Western Asset Core Plus Bond Portfolio	FIXED INCOME	Seeks to maximize total return, consistent with prudent investment management and liquidity needs, by investing to obtain the average duration specified for the Portfolio.	■ Western Asset Management Company/Western Asset Management Company Limited
AST Western Asset Emerging Markets Debt Portfolio	FIXED INCOME	Seeks to maximize total return.	■ Western Asset Management Company/Western Asset Management Company Limited

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VARIABLE INSURANCE TRUST (“VIT”) PORTFOLIO NAME	STYLE/ TYPE	INVESTMENT OBJECTIVES/POLICIES	PORTFOLIO ADVISOR/ SUBADVISOR(S)
AIM Variable Insurance Funds (Invesco Variable Insurance Funds) – Invesco V.I. Diversified Dividend Fund – Series I shares	SPECIALTY	Seeks to provide reasonable current income and long-term growth of income and capital.	■ Invesco Advisers, Inc.
AIM Variable Insurance Funds (Invesco Variable Insurance Funds) – Invesco V.I. Global Health Care Fund – Series I shares	SPECIALTY	Seeks long-term growth of capital.	■ Invesco Advisers, Inc.
AIM Variable Insurance Funds (Invesco Variable Insurance Funds) – Invesco V.I. Mid Cap Growth Fund – Series I shares	MID-CAP GROWTH	Seeks capital growth.	■ Invesco Advisers, Inc.
AIM Variable Insurance Funds (Invesco Variable Insurance Funds) – Invesco V.I. Technology Fund – Series I shares	SPECIALTY	Seeks long-term growth of capital.	■ Invesco Advisers, Inc.
NVIT Developing Markets Fund	INTERNATIONAL EQUITY	Seeks long-term capital appreciation, under normal conditions by investing at least 80% of its net assets in equity securities of companies that are tied economically to emerging market countries.	■ Nationwide Fund Advisors/The Boston Company Asset Management, LLC
Access VP High Yield Fund	SPECIALTY	Seeks to provide investment results that correspond generally to the total return of the high yield market consistent with maintaining reasonable liquidity.	■ ProFund Advisors LLC
ProFund VP Bull	SPECIALTY	Seeks investment results, before fees and expenses, that correspond to the performance of the S&P 500® (the “Index”).	■ ProFund Advisors LLC
ProFund VP Bear	SPECIALTY	Seeks daily investment results, before fees and expenses, that correspond to the inverse (-1x) of the daily performance of the S&P 500® (the “Index”).	■ ProFund Advisors LLC
ProFund VP UltraBull	SPECIALTY	Seeks daily investment results, before fees and expenses, that correspond to two times (2x) the daily performance of the S&P 500® (the “Index”).	■ ProFund Advisors LLC
ProFund VP NASDAQ-100	SPECIALTY	Seeks investment results, before fees and expenses, that correspond to the performance of the NASDAQ-100® Index (the “Index”).	■ ProFund Advisors LLC

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VARIABLE INSURANCE TRUST (“VIT”) PORTFOLIO NAME	STYLE/ TYPE	INVESTMENT OBJECTIVES/POLICIES	PORTFOLIO ADVISOR/ SUBADVISOR(S)
ProFund VP Short NASDAQ-100	SPECIALTY	Seeks daily investment results, before fees and expenses, that correspond to the inverse (-1x) of the daily performance of the NASDAQ-100® Index (the “Index”).	■ ProFund Advisors LLC
ProFund VP UltraNASDAQ-100	SPECIALTY	Seeks daily investment results, before fees and expenses, that correspond to two times (2x) the daily performance of the NASDAQ-100® Index (the “Index”).	■ ProFund Advisors LLC
ProFund VP UltraSmall-Cap	SPECIALTY	Seeks daily investment results, before fees and expenses, that correspond to two times (2x) the daily performance of the Russell 2000® Index (the “Index”).	■ ProFund Advisors LLC
ProFund VP Short Small-Cap	SPECIALTY	Seeks daily investment results, before fees and expenses, that correspond to the inverse (-1x) of the daily performance of the Russell 2000® Index (the “Index”).	■ ProFund Advisors LLC
ProFund VP UltraMid-Cap	SPECIALTY	Seeks daily investment results, before fees and expenses, that correspond to two times (2x) the daily performance of the S&P MidCap 400® (the “Index”).	■ ProFund Advisors LLC
ProFund VP Short Mid-Cap	SPECIALTY	Seeks daily investment results, before fees and expenses, that correspond to the inverse (-1x) of the daily performance of the S&P MidCap 400® (the “Index”).	■ ProFund Advisors LLC
ProFund VP Small-Cap Value	SMALL-CAP VALUE	Seeks investment results, before fees and expenses, that correspond to the performance of the S&P SmallCap 600® Value Index (the “Index”).	■ ProFund Advisors LLC
ProFund VP Small-Cap Growth	SMALL-CAP GROWTH	Seeks investment results, before fees and expenses, that correspond to the performance of the S&P SmallCap 600® Growth Index® (the “Index”).	■ ProFund Advisors LLC
ProFund VP Large-Cap Value	LARGE-CAP VALUE	Seeks investment results, before fees and expenses, that correspond to the performance of the S&P 500® Value Index (the “Index”).	■ ProFund Advisors LLC
ProFund VP Large-Cap Growth	LARGE-CAP GROWTH	Seeks investment results, before fees and expenses, that correspond to the performance of the S&P 500® Growth Index (the “Index”).	■ ProFund Advisors LLC

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VARIABLE INSURANCE TRUST (“VIT”) PORTFOLIO NAME	STYLE/ TYPE	INVESTMENT OBJECTIVES/POLICIES	PORTFOLIO ADVISOR/ SUBADVISOR(S)
ProFund VP Mid-Cap Value	MID-CAP VALUE	Seeks investment results, before fees and expenses, that correspond to the performance of the S&P MidCap 400® Value Index (the “Index”).	■ ProFund Advisors LLC
ProFund VP Mid-Cap Growth	MID-CAP GROWTH	Seeks investment results, before fees and expenses, that correspond to the performance of the S&P MidCap 400® Growth Index (the “Index”).	■ ProFund Advisors LLC
ProFund VP Asia 30	SPECIALTY	Seeks investment results, before fees and expenses, that correspond to the performance of the ProFunds Asia 30 Index (the “Index”).	■ ProFund Advisors LLC
ProFund VP Europe 30	SPECIALTY	Seeks investment results, before fees and expenses, that correspond to the performance of the ProFunds Europe 30 Index (the “Index”).	■ ProFund Advisors LLC
ProFund VP Japan	SPECIALTY

Seeks investment results, before fees and expenses, that correspond to the performance of the Nikkei 225 Stock Average (the “Index”). The Fund seeks to provide a return consistent with an investment in the component equities in the Index hedged to U.S. Dollars. The Fund determines its success in meeting this investment objective by comparing its daily return on a given day with the daily performance of the dollar denominated Nikkei 225 futures contracts traded in the United States.

■ ProFund Advisors LLC
ProFund VP Banks	SPECIALTY	Seeks investment results, before fees and expenses, that correspond to the performance of the Dow Jones U.S. BanksSM Index (the “Index”).	■ ProFund Advisors LLC
ProFund VP Basic Materials	SPECIALTY	Seeks investment results, before fees and expenses, that correspond to the performance of the Dow Jones U.S. Basic MaterialsSM Index (the “Index”).	■ ProFund Advisors LLC
ProFund VP Biotechnology	SPECIALTY	Seeks investment results, before fees and expenses, that correspond to the performance of the Dow Jones U.S. BiotechnologySM Index (the “Index”).	■ ProFund Advisors LLC

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VARIABLE INSURANCE TRUST (“VIT”) PORTFOLIO NAME	STYLE/ TYPE	INVESTMENT OBJECTIVES/POLICIES	PORTFOLIO ADVISOR/ SUBADVISOR(S)
ProFund VP Consumer Goods	SPECIALTY	Seeks investment results, before fees and expenses, that correspond to the performance of the Dow Jones U.S. Consumer GoodsSM Index (the “Index”).	■ ProFund Advisors LLC
ProFund VP Consumer Services	SPECIALTY	Seeks investment results, before fees and expenses, that correspond to the performance of the Dow Jones U.S. Consumer ServicesSM Index (the “Index”).	■ ProFund Advisors LLC
ProFund VP Financials	SPECIALTY	Seeks investment results, before fees and expenses, that correspond to the performance of the Dow Jones U.S. FinancialsSM Index (the “Index”).	■ ProFund Advisors LLC
ProFund VP Health Care	SPECIALTY	Seeks investment results, before fees and expenses, that correspond to the performance of the Dow Jones U.S. Health CareSM Index (the “Index”).	■ ProFund Advisors LLC
ProFund VP Industrials	SPECIALTY	Seeks investment results, before fees and expenses, that correspond to the performance of the Dow Jones U.S. IndustrialsSM Index (the “Index”).	■ ProFund Advisors LLC
ProFund VP Internet	SPECIALTY	Seeks investment results, before fees and expenses, that correspond to the performance of the Dow Jones InternetSM CompositeSM Index.	■ ProFund Advisors LLC
ProFund VP Oil & Gas	SPECIALTY	Seeks investment results, before fees and expenses, that correspond to the performance of the Dow Jones U.S. Oil & GasSM Index (the “Index”).	■ ProFund Advisors LLC
ProFund VP Pharmaceuticals	SPECIALTY	Seeks investment results, before fees and expenses, that correspond to the performance of the Dow Jones U.S. PharmaceuticalsSM Index (the “Index”).	■ ProFund Advisors LLC
ProFund VP Precious Metals	SPECIALTY	Seeks investment results, before fees and expenses, that correspond to the performance of the Dow Jones Precious MetalsSM Index (the “Index”).	■ ProFund Advisors LLC
ProFund VP Real Estate	SPECIALTY	Seeks investment results, before fees and expenses, that correspond to the performance of the Dow Jones U.S. Real EstateSM Index (the “Index”).	■ ProFund Advisors LLC

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VARIABLE INSURANCE TRUST (“VIT”) PORTFOLIO NAME	STYLE/ TYPE	INVESTMENT OBJECTIVES/POLICIES	PORTFOLIO ADVISOR/ SUBADVISOR(S)
ProFund VP Semiconductor	SPECIALTY	Seeks investment results, before fees and expenses, that correspond to the performance of the Dow Jones U.S. Semiconductors IndexSM (the “Index”).	■ ProFund Advisors LLC
ProFund VP Technology	SPECIALTY	Seeks investment results, before fees and expenses, that correspond to the performance of the Dow Jones U.S. TechnologySM Index (the “Index”).	■ ProFund Advisors LLC
ProFund VP Telecommunications	SPECIALTY	Seeks investment results, before fees and expenses, that correspond to the performance of the Dow Jones U.S. TelecommunicationsSM Index (the “Index”).	■ ProFund Advisors LLC
ProFund VP Utilities	SPECIALTY	Seeks investment results, before fees and expenses, that correspond to the performance of the Dow Jones U.S. UtilitiesSM Index (the “Index”).	■ ProFund Advisors LLC
ProFund VP U.S. Government Plus	SPECIALTY	Seeks daily investment results, before fees and expenses, that correspond to one and one-quarter times (1.25x) the daily movement of the most recently issued 30-year U.S. Treasury bond (“Long Bond”).	■ ProFund Advisors LLC
ProFund VP Rising Rates Opportunity	SPECIALTY

Seeks daily investment results, before fees and expenses, that correspond to one and one-quarter times the inverse (-1.25x) of the daily price movement of the most recently issued 30-year U.S. Treasury Bond (“Long Bond”).

■ ProFund Advisors LLC
The Prudential Series Fund – SP International Growth Portfolio	INTERNATIONAL EQUITY	Seeks long-term growth of capital.	■ Jennison Associates LLC; Marsico Capital Management, LLC; William Blair & Company, LLC
Wells Fargo Advantage VT International Equity Fund – Class 1	INTERNATIONAL EQUITY	Seeks long-term capital appreciation.	■ Wells Fargo Funds Management, LLC, advisor; Wells Capital Management Inc., subadvisor
Wells Fargo Advantage VT Intrinsic Value Fund – Class 2	LARGE-CAP VALUE	Seeks long-term capital appreciation.	■ Wells Fargo Funds Management, LLC, advisor; Metropolitan West Capital Management, LLC, subadvisor
Wells Fargo Advantage VT Omega Growth Fund – Class 1	LARGE-CAP GROWTH	Seeks long-term capital appreciation.	■ Wells Fargo Funds Management, LLC, advisor; Wells Capital Management Inc., subadvisor

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VARIABLE INSURANCE TRUST (“VIT”) PORTFOLIO NAME	STYLE/ TYPE	INVESTMENT OBJECTIVES/POLICIES	PORTFOLIO ADVISOR/ SUBADVISOR(S)
Wells Fargo Advantage VT Small Cap Growth Fund – Class 1	SMALL-CAP GROWTH	Seeks long-term capital appreciation.	■ Wells Fargo Funds Management, LLC, advisor; Wells Capital Management Inc., subadvisor

Dow Jones has no relationship to the ProFunds VP, other than the licensing of the Dow Jones sector indices and its service marks for use in connection with the ProFunds VP. The ProFunds VP are not sponsored, endorsed, sold, or promoted by Standard & Poor’s or NASDAQ, and neither Standard & Poor’s nor NASDAQ makes any representations regarding the advisability of investing in the ProFunds VP.

Prudential Real Estate Investors is a business unit of Prudential Investment Management, Inc.

Pyramis is a registered service mark of FMR LLC. Used under license.

Security Capital Research & Management Incorporated is a wholly owned subsidiary of J.P. Morgan Investment Management Inc.

WHAT ARE THE FIXED ALLOCATIONS?

The Fixed Allocations consist of the MVA Fixed Allocations, the DCA Fixed Rate Options used with our 6 or 12 Month Dollar Cost Averaging Program (“6 or 12 Month DCA Program”), the Fixed Allocations used with our dollar-cost averaging program, and (with respect to Highest Daily Lifetime Five only), the Benefit Fixed Rate Account. We describe the Benefit Fixed Rate Account in the section of the Prospectus concerning Highest Daily Lifetime Five. We describe the Fixed Allocations used with our dollar cost averaging program outside of the 6 or 12 Month DCA Program in the section entitled “Do You Offer Dollar Cost Averaging?” We no longer offer our 6 or 12 Month DCA Program.

MVA Fixed Allocations. We offer MVA Fixed Allocations of different durations during the accumulation period. These “MVA Fixed Allocations” earn a guaranteed fixed rate of interest as long as you remain invested for a specified period of time, called the “Guarantee Period.” In most states, we offer MVA Fixed Allocations with Guarantee Periods from 1 to 10 years. We may also offer special purpose MVA Fixed Allocations for use with certain optional investment programs. We guarantee the fixed rate as long as you remain invested for the entire Guarantee Period. However, for MVA Fixed Allocations, if you withdraw or transfer Account Value before the end of the Guarantee Period, we will adjust the value of your withdrawal or transfer based on a formula, called a “Market Value Adjustment.” The Market Value Adjustment can either be positive or negative, depending on the movement of applicable interest rates. Please refer to the section entitled “How does the Market Value Adjustment Work?” for a description of the formula along with examples of how it is calculated. You may allocate Account Value to more than one MVA Fixed Allocation at a time.

MVA Fixed Allocations are not available in Washington, Nevada, North Dakota, Maryland and Vermont. Availability of MVA Fixed Allocations is subject to change and may differ by state and by the annuity product you purchase. Please call Prudential Annuities at 1-888-PRU-2888 to determine availability of MVA Fixed Allocations in your state and for your annuity product. You may not allocate Account Value to MVA Fixed Allocations if you have elected the following Optional Benefits: Lifetime Five Income Benefit, Spousal Lifetime Five Income Benefit, Highest Daily Lifetime Five Income Benefit, Highest Daily Lifetime Seven Income Benefit, Spousal Highest Daily Lifetime Seven Income Benefit, Highest Daily Value Death Benefit, Highest Daily Lifetime Seven with Beneficiary Income Option, Spousal Highest Daily Lifetime Seven with Beneficiary Income Option, Highest Daily Lifetime Seven with Lifetime Income Accelerator, GRO, GRO Plus, GRO Plus 2008, Highest Daily GRO, Highest Daily GRO II, GRO Plus II, Highest Daily Lifetime 7 Plus Income Benefit, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 7 Plus with Beneficiary Income Option, Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option, Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator, Highest Daily Lifetime 6 Plus, Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator, and Spousal Highest Daily Lifetime 6 Plus. The interest rate that we credit to the MVA Fixed Allocations may be reduced by an amount that corresponds to the asset-based charges assessed against the Sub-accounts.

No specific fees or expenses are deducted when determining the rate we credit to an MVA Fixed Allocation. However, for some of the same reasons that we deduct the Insurance Charge against Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to MVA Fixed Allocations, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would. Any CDSC or Tax Charge applies to amounts that are taken from the Sub-accounts or the MVA Fixed Allocations.

DCA Fixed Rate Options. In addition to Fixed Allocations that are subject to a Market Value Adjustment, we offer DCA Fixed Rate Options that are used with our 6 or 12 Month Dollar Cost Averaging Program (“6 or 12 Month DCA Program”), and are not subject to any MVA. Account Value allocated to the DCA Fixed Rate Options earns the declared rate of interest while it is transferred over a 6 month or 12 month period into the Sub-accounts that you have designated. Because the interest we credit is applied against a balance that declines as transfers are made periodically to the Sub-accounts, you do not earn interest on the full amount that you allocated initially to the DCA Fixed Rate Options. A dollar cost averaging program does not assure a profit, or protect against a loss. We no longer offer our 6 or 12 Month DCA Program.

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FEES AND CHARGES

The charges under each Annuity are designed to cover, in the aggregate, our direct and indirect costs of selling, administering and providing benefits under each Annuity. They are also designed, in the aggregate, to compensate us for the risks of loss we assume. If, as we expect, the charges that we collect from the Annuities exceed our total costs in connection with the Annuities, we will earn a profit. Otherwise we will incur a loss. For example, Prudential Annuities may make a profit on the Insurance Charge if, over time, the actual costs of providing the guaranteed insurance obligations under an Annuity are less than the amount we deduct for the Insurance Charge. To the extent we make a profit on the Insurance Charge, such profit may be used for any other corporate purpose, including payment of other expenses that Prudential Annuities incurs in promoting, distributing, issuing and administering an Annuity and, in the case of XT6, ASAP III and APEX II to offset a portion of the costs associated with offering any Credits which are funded through Prudential Annuities’ general account.

The rates of certain of our charges have been set with reference to estimates of the amount of specific types of expenses or risks that we will incur. In most cases, this prospectus identifies such expenses or risks in the name of the charge; however, the fact that any charge bears the name of, or is designed primarily to defray a particular expense or risk does not mean that the amount we collect from that charge will never be more than the amount of such expense or risk, nor does it mean that we may not also be compensated for such expense or risk out of any other charges we are permitted to deduct by the terms of the Annuity. A portion of the proceeds that Prudential Annuities receives from charges that apply to the Sub-accounts may include amounts based on market appreciation of the Sub-account values including, for ASAP III, XT6 and APEX II, appreciation on amounts that represent any Credits.

WHAT ARE THE CONTRACT FEES AND CHARGES?

Contingent Deferred Sales Charge (“CDSC”): We do not deduct a sales charge from purchase payments you make to your Annuity. However, we may deduct a CDSC if you surrender your Annuity or when you make a partial withdrawal. The CDSC reimburses us for expenses related to sales and distribution of the Annuity, including commissions, marketing materials and other promotional expenses. The CDSC is calculated as a percentage of your Purchase Payment being surrendered or withdrawn during the applicable Annuity Year. For purposes of calculating the CDSC, we consider the year following the Issue Date of your Annuity as Year 1. The amount of the CDSC decreases over time, measured from the Issue Date of the Annuity. The CDSC percentages for ASAP III, APEX II and XT6 are shown under “Summary of Contract Fees and Charges”. No CDSC is deducted from ASL II Annuities. If you purchase XT6 and make a withdrawal that is subject to a CDSC, we may use part of that CDSC to recoup our costs of providing the Credit. However, we do not impose any CDSC on your withdrawal of a Credit amount.

With respect to a partial withdrawal, we calculate the CDSC by assuming that any available free withdrawal amount is taken out first (see How Much Can I Withdraw as a Free Withdrawal?). If the free withdrawal amount is not sufficient, we then assume that withdrawals are taken from purchase payments that have not been previously withdrawn, on a first-in, first-out basis, and subsequently from any other Account Value in the Annuity.

For purposes of calculating any applicable CDSC on a surrender, the purchase payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior partial withdrawals or if your Account Value has declined in value due to negative market performance. In that scenario, we would determine the CDSC amount as the applicable percentage of the purchase payments being withdrawn, rather than as a percentage of the remaining Account Value or withdrawal request. Thus, the CDSC would be greater than if it were calculated as a percentage of remaining Account Value or withdrawal amount.

We may waive any applicable CDSC under certain circumstances including certain medically-related circumstances or when taking a Minimum Distribution from an Annuity purchased as a “qualified” investment. Free Withdrawals, Medically-Related Surrenders and Minimum Distributions are each explained more fully in the section entitled “Access to Your Account Value”.

Transfer Fee: Currently, you may make 20 free transfers between investment options each Annuity Year. We currently charge $10.00 for each transfer after the 20th in each Annuity Year. The fee will never be more than $15.00 for each transfer. We do not consider transfers made as part of a Dollar Cost Averaging, Automatic Rebalancing or asset allocation program when we count the twenty free transfers. All transfers made on the same day will be treated as one (1) transfer. Renewals or transfers of Account Value from a Fixed Allocation at the end of its Guarantee Period are not subject to the Transfer Fee and are not counted toward the twenty free transfers. Similarly, transfers made under our 6 or 12 Month Dollar Cost Averaging Program (“6 or 12 Month DCA Program”) and transfers made pursuant to a formula used with an optional benefit are not subject to the Transfer Fee and are not counted toward the 20 free transfers. We may reduce the number of free transfers allowable each Annuity Year (subject to a minimum of eight) without charging a Transfer Fee unless you make use of electronic means to transmit your transfer requests. We may eliminate the Transfer Fee for transfer requests transmitted electronically or through other means that reduce our processing costs. If you are enrolled in any program that does not permit transfer requests to be transmitted electronically, the Transfer Fee will not be waived.

Annual Maintenance Fee: During the accumulation period we deduct an Annual Maintenance Fee. The Annual Maintenance Fee is $35.00 or 2% of your Account Value (including any amount in Fixed Allocations), whichever is less. This fee will be deducted annually on the anniversary of the Issue Date of your Annuity or, if you surrender your Annuity during the Annuity Year, the fee is

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deducted at the time of surrender. The fee is taken out only from the Sub-accounts. With respect to ASAP III, APEX II and ASL II, currently, the Annual Maintenance Fee is only deducted if your Account Value is less than $100,000 on the anniversary of the Issue Date or at the time of surrender. With respect to XT6, we deduct the Annual Maintenance Fee regardless of Account Value. We do not impose the Annual Maintenance Fee upon annuitization, the payment of a Death Benefit, or a Medically-Related Surrender. We may increase the Annual Maintenance Fee. However, any increase will only apply to Annuities issued after the date of the increase. For beneficiaries that elect the Beneficiary Continuation Option, the Annual Maintenance Fee is the lesser of $30 or 2% of Account Value. For a non-qualified Beneficiary Continuation Option, the fee is only applicable if the Account Value is less than $25,000 at the time the fee is assessed.

Tax Charge: Several states and some municipalities charge premium taxes or similar taxes on annuities that we are required to pay. The amount of tax will vary from jurisdiction to jurisdiction and is subject to change. We pay the tax either when purchase payments are received, upon surrender or when the Account Value is applied under an annuity option. The tax charge is designed to approximate the taxes that we are required to pay and is assessed as a percentage of purchase payments, surrender value, or Account Value as applicable. The tax charge currently ranges up to 3 1/2%. We reserve the right to deduct the charge either at the time the tax is imposed, upon a full surrender of the Annuity, or upon annuitization. We may assess a charge against the Sub-accounts and the Fixed Allocations equal to any taxes which may be imposed upon the separate accounts.

We will pay company income taxes on the taxable corporate earnings created by this separate account product. While we may consider company income taxes when pricing our products, we do not currently include such income taxes in the tax charges you pay under the Annuity. We will periodically review the issue of charging for these taxes and may impose a charge in the future.

In calculating our corporate income tax liability, we derive certain corporate income tax benefits associated with the investment of company assets, including separate account assets, which are treated as company assets under applicable income tax law. These benefits reduce our overall corporate income tax liability. Under current law, such benefits may include foreign tax credits and corporate dividends received deductions. We do not pass these tax benefits through to holders of the separate account annuity contracts because (i) the contract owners are not the owners of the assets generating these benefits under applicable income tax law and (ii) we do not currently include company income taxes in the tax charges you pay under the contract.

Insurance Charge: We deduct an Insurance Charge daily. The charge is assessed against the daily assets allocated to the Sub-accounts and is equal to the amount indicated under “Summary of Contract Fees and Charges”. The Insurance Charge is the combination of the Mortality & Expense Risk Charge and the Administration Charge. The Insurance Charge is intended to compensate Prudential Annuities for providing the insurance benefits under each Annuity, including each Annuity’s basic Death Benefit that may provide guaranteed benefits to your beneficiaries even if the market declines and the risk that persons we guarantee annuity payments to will live longer than our assumptions. The charge also compensates us for administrative costs associated with providing the Annuity benefits, including preparation of the contract and prospectus, confirmation statements, annual account statements and annual reports, legal and accounting fees as well as various related expenses. Finally, the charge compensates us for the risk that our assumptions about the mortality risks and expenses under each Annuity are incorrect and that we have agreed not to increase these charges over time despite our actual costs. We may increase the portion of the total Insurance Charge that is deducted for administrative costs; however, any increase will only apply to Annuities issued after the date of the increase.

The Insurance Charge is not deducted against assets allocated to a Fixed Allocation. However, for some of the same reasons that we deduct the Insurance Charge against Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Allocations or the DCA Fixed Rate Option, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would.

Distribution Charge: For ASAP III and XT6, we deduct a Distribution Charge daily. The charge is assessed against the average assets allocated to the Sub-accounts and is equal to the amount indicated under “Summary of Contract Fees and Charges” on an annual basis. The Distribution Charge is intended to compensate us for a portion of our acquisition expenses under the Annuity, including promotion and distribution of the Annuity and, with respect to XT6, the costs associated with offering Credits which are funded through Prudential Annuities general account. The Distribution Charge is deducted against your Annuity’s Account Value and any increases or decreases in your Account Value based on market fluctuations of the Sub-accounts will affect the charge.

Charges for Optional Benefits: If you elect to purchase certain optional benefits, we will deduct an additional charge. For some optional benefits, the charge is deducted from your Account Value allocated to the Sub-accounts. This charge is included in the daily calculation of the Unit Price for each Sub-account. For certain other optional benefits, such as Highest Daily Lifetime 6 Plus, the charge is assessed against the greater of Account Value and Protected Withdrawal Value and taken out of the Sub-accounts and DCA Fixed Rate Options periodically. Please refer to the section entitled “Summary of Contract Fees and Charges” for the list of charges for each optional benefit.

Settlement Service Charge: If your beneficiary takes the death benefit under a Beneficiary Continuation Option, we deduct a Settlement Service Charge, although the Insurance Charge no longer applies. The charge is assessed daily against the assets allocated to the Sub-accounts and is equal to an annual charge of 1.00% for non-qualified Annuities and 1.40% for qualified Annuities.

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Fees and Expenses Incurred by the Portfolios: Each portfolio incurs total annual operating expenses comprised of an investment management fee, other expenses and any distribution and service (12b-1) fees that may apply. These fees and expenses are assessed against each portfolio’s net assets, and reflected daily by each portfolio before it provides Prudential Annuities with the net asset value as of the close of business each Valuation Day. More detailed information about fees and expenses can be found in the prospectuses for the portfolios, which can be obtained by calling 1-888-PRU-2888.

WHAT CHARGES APPLY TO THE FIXED ALLOCATIONS?

No specific fees or expenses are deducted when determining the rate we credit to a Fixed Allocation. However, for some of the same reasons that we deduct the Insurance Charge against Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Allocations, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would. Any CDSC or Tax Charge applies to amounts that are taken from the Sub-accounts or the Fixed Allocations. A Market Value Adjustment may also apply to transfers, certain withdrawals, surrender or annuitization from an MVA Fixed Allocation.

WHAT CHARGES APPLY IF I CHOOSE AN ANNUITY PAYMENT OPTION?

If you select a fixed payment option upon Annuitization, the amount of each fixed payment will depend on the Account Value of your Annuity when you elected to annuitize. There is no specific charge deducted from these payments; however, the amount of each annuity payment reflects assumptions about our insurance expenses. If you select a variable payment option that we may offer, then the amount of your benefits will reflect changes in the value of your Annuity and will be subject to charges that apply under the variable immediate annuity option. Also, a tax charge may apply (see “Tax Charge” above). Currently, we only offer fixed payment options.

EXCEPTIONS/REDUCTIONS TO FEES AND CHARGES

We may reduce or eliminate certain fees and charges or alter the manner in which the particular fee or charge is deducted. For example, we may reduce the amount of any CDSC or the length of time it applies, reduce or eliminate the amount of the Annual Maintenance Fee or reduce the portion of the total Insurance Charge that is deducted as an Administration Charge. We will not discriminate unfairly between Annuity purchasers if and when we reduce any fees and charges.

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PURCHASING YOUR ANNUITY

Please note that these Annuities are no longer available for new sales. The information provided in this section is for informational purposes only.

WHAT ARE OUR REQUIREMENTS FOR PURCHASING ONE OF THE ANNUITIES?

We may apply certain limitations, restrictions, and/or underwriting standards as a condition of our issuance of an Annuity and/or acceptance of Purchase Payments. All such conditions are described below.

Initial Purchase Payment: We no longer allow new purchases of these Annuities. Previously, you must have made a minimum initial Purchase Payment as follows: $1,000 for ASAP III, $10,000 for XT6 and APEX II and $15,000 for ASL II. However, if you decided to make payments under a systematic investment or an electronic funds transfer program, we would have accepted a lower initial Purchase Payment provided that, within the first Annuity Year, your subsequent purchase payments plus your initial Purchase Payment totaled the minimum initial Purchase Payment amount required for the Annuity purchased.

We must approve any initial and additional Purchase Payments where the total amount of Purchase Payments equal $1,000,000 or more with respect to this Annuity and any other annuities you are purchasing from us (or that you already own) and/or our affiliates. To the extent allowed by state law, that required approval also will apply to a proposed change of owner of the Annuity, if as a result of the ownership change, total Purchase Payments with respect to this Annuity and all other annuities owned by the new Owner would equal or exceed that $1 million threshold. We may limit additional Purchase Payments under other circumstances, as explained in “Additional Purchase Payments,” below.

Applicable laws designed to counter terrorists and prevent money laundering might, in certain circumstances, require us to block an Annuity Owner’s ability to make certain transactions, and thereby refuse to accept Purchase Payments or requests for transfers, partial withdrawals, total withdrawals, death benefits, or income payments until instructions are received from the appropriate regulator. We also may be required to provide additional information about you and your Annuity to government regulators.

Speculative Investing: Do not purchase this Annuity if you, anyone acting on your behalf, and/or anyone providing advice to you plan to use it, or any of its riders, for speculation, arbitrage, viatication or any other type of collective investment scheme now or at any time prior to termination of the Annuity. Your Annuity may not be traded on any stock exchange or secondary market. By purchasing this Annuity, you represent and warrant that you are not using this Annuity, or any of its riders, for speculation, arbitrage, viatication or any other type of collective investment scheme.

Currently, we will not issue an Annuity, permit changes in ownership or allow assignments to certain ownership types, including but not limited to: corporations, partnerships, endowments and grantor trusts with multiple grantors. Further, we will only issue an Annuity, allow changes of ownership and/or permit assignments to certain ownership types if the Annuity is held exclusively for the benefit of the designated annuitant. These rules are subject to state law. Additionally, we will not permit election or re-election of any optional death benefit or optional living benefit by certain ownership types. We may issue an Annuity in ownership structures where the annuitant is also the participant in a Qualified or Non-Qualified employer sponsored plan and the Annuity represents his or her segregated interest in such plan. We reserve the right to further limit, restrict and/or change to whom we will issue an Annuity in the future, to the extent permitted by state law. Further, please be aware that we do not provide administration for employer-sponsored plans and may also limit the number of plan participants that may elect to use our Annuity as a funding vehicle.

Except as noted below, purchase payments must be submitted by check drawn on a U.S. bank, in U.S. dollars, and made payable to Prudential Annuities. Purchase payments may also be submitted via 1035 exchange or direct transfer of funds. Under certain circumstances, purchase payments may be transmitted to Prudential Annuities via wiring funds through your Financial Professional’s broker-dealer firm. Additional purchase payments may also be applied to your Annuity under an electronic funds transfer arrangement where you authorize us to deduct money directly from your bank account. We may reject any payment if it is received in an unacceptable form. Our acceptance of a check is subject to our ability to collect funds.

Age Restrictions: Unless we agree otherwise and subject to our rules, the Owner (or Annuitant if entity owned) must not be older than a maximum issue age as of the Issue Date of the Annuity as follows: age 80 for ASAP III, age 75 for XT6 and age 85 for APEX II and ASL II. If an Annuity is owned jointly, the oldest of the Owners must not be older than the maximum issue age on the Issue Date. You should consider your need to access your Account Value and whether the Annuity’s liquidity features will satisfy that need. Under the Beneficiary Annuity, the maximum issue age is 70 based on the Key Life. If you take a distribution prior to age 59 1/2, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain. The availability and level of protection of certain optional benefits may vary based on the age of the Owner on the Issue Date of the Annuity or the date of the Owner’s death.

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“Beneficiary” Annuity

If you are a beneficiary of an annuity that was owned by a decedent, subject to the following requirements, you may transfer the proceeds of the decedent’s annuity into one of the Annuities described in this Prospectus and continue receiving the distributions that are required by the tax laws. This transfer option is only available for purchase of an IRA, Roth IRA, or a non-qualified annuity, for distributions based on lives age 70 or under. This transfer option is also not available if the proceeds are being transferred from an annuity issued by us or one of our affiliates and the annuity offers a “Beneficiary Continuation Option”.

Upon purchase, the Annuity will be issued in the name of the decedent for your benefit. You must take required distributions at least annually, which we will calculate based on the applicable life expectancy in the year of the decedent’s death, using Table 1 in IRS Publication 590. These distributions are not subject to any CDSC.

For IRAs and Roth IRAs, distributions must begin by December 31 of the year following the year of the decedent’s death. If you are the surviving spouse beneficiary, distributions may be deferred until the decedent would have attained age 70  1/2. However, if you choose to defer distributions, you are responsible for complying with the distribution requirements under the Code, and you must notify us when you would like distributions to begin. For additional information regarding the tax considerations applicable to beneficiaries of an IRA or Roth IRA, see “Required Distributions Upon Your Death for Qualified Annuity Contracts” in the Tax Considerations section of this Prospectus.

For non-qualified Annuities, distributions must begin within one year of the decedent’s death. For additional information regarding the tax considerations applicable to beneficiaries of a non-qualified Annuity see “Required Distributions Upon Your Death for Nonqualified Annuity Contracts” in the Tax Consideration section of your prospectus.

You may choose to take more than your required distribution. You may take withdrawals in excess of your required distributions, however your withdrawal may be subject to the Contingent Deferred Sales Charge. Any withdrawals reduce the required distribution for the year. All applicable charges will be assessed against your Annuity, such as the Insurance Charge and the Annual Maintenance Fee.

The Annuity may provide a basic Death Benefit upon death, and you may name “successors” who may either receive the Death Benefit as a lump sum or continue receiving distributions after your death under the Beneficiary Continuation Option.

Please note the following additional limitations for a Beneficiary Annuity:

■

No additional purchase payments are permitted. You may only make a one-time initial Purchase Payment transferred to us directly from another annuity or eligible account. You may not make your Purchase Payment as an indirect rollover, or combine multiple “Transfer of Assets” or “TOA’s” into a single contract as part of this “Beneficiary” Annuity. You may not elect any optional living or death benefits. Annuity Rewards is not available.

■	You may not annuitize the Annuity; no annuity options are available.
■

You may participate only in the following programs: Auto-Rebalancing, Dollar Cost Averaging (but not the 6 or 12 Month Dollar Cost Averaging Program), Systematic Withdrawals, and Third Party Investment Advisor.

■	You may not assign or change ownership of the Annuity, and you may not change or designate another life upon which distributions are based. A “beneficiary annuity” may not be co-owned.
■

If the Annuity is funded by means of transfer from another “Beneficiary Annuity” with another company, we require that the sending company or the beneficial owner provide certain information in order to ensure that applicable required distributions have been made prior to the transfer of the contract proceeds to us. We further require appropriate information to enable us to accurately determine future distributions from the Annuity. Please note we are unable to accept a transfer of another “Beneficiary Annuity” where taxes are calculated based on an exclusion amount or an exclusion ratio of earnings to original investment. We are also unable to accept a transfer of an annuity that has annuitized.

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The beneficial owner of the Annuity can be an individual, grantor trust, or, for an IRA or Roth IRA, a qualified trust. In general, a qualified trust (1) must be valid under state law; (2) must be irrevocable or became irrevocable by its terms upon the death of the IRA or Roth IRA owner; and (3) the beneficiaries of the trust who are beneficiaries with respect to the trust’s interest in this Annuity must be identifiable from the trust instrument and must be individuals. A qualified trust must provide us with a list of all beneficiaries to the trust (including contingent and remainder beneficiaries with a description of the conditions on their entitlement), all of whom must be individuals, as of September 30th of the year following the year of death of the IRA or Roth IRA owner, or date of Annuity application if later. The trustee must also provide a copy of the trust document upon request. If the beneficial owner of the Annuity is a grantor trust, distributions must be based on the life expectancy of the grantor. If the beneficial owner of the Annuity is a qualified trust, distributions must be based on the life expectancy of the oldest beneficiary under the trust.

■

If this Beneficiary Annuity is transferred to another company as a tax-free exchange with the intention of qualifying as a beneficiary annuity with the receiving company, we may require certifications from the receiving company that required distributions will be made as required by law.

■

If you are transferring proceeds as beneficiary of an annuity that is owned by a decedent, we must receive your transfer request at least 45 days prior to your first required distribution. If, for any reason, your transfer request impedes our ability to complete your first distribution by the required date, we will be unable to accept your transfer request.

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Owner, Annuitant and Beneficiary Designations: We will ask you to name the Owner(s), Annuitant and one or more Beneficiaries for your Annuity.

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Owner: The Owner(s) holds all rights under the Annuity. You may name up to two Owners in which case all ownership rights are held jointly. Generally, joint owners are required to act jointly; however, if each owner provides us with an instruction that we find acceptable, we will permit each owner to act independently on behalf of both owners. All information and documents that we are required to send you will be sent to the first named owner. This Annuity does not provide a right of survivorship. Refer to the Glossary of Terms for a complete description of the term “Owner.”

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Annuitant: The Annuitant is the person upon whose life we continue to make annuity payments. You must name an Annuitant who is a natural person. We do not accept a designation of joint Annuitants during the accumulation period. In limited circumstances and where allowed by law, you may name one or more Contingent Annuitants. Generally, a Contingent Annuitant will become the Annuitant if the Annuitant dies before the Annuity Date. Please refer to the discussion of “Considerations for Contingent Annuitants” in the Tax Considerations section of the Prospectus. For Beneficiary Annuities, instead of an Annuitant there is a “Key Life” which is used to determine the annual required distributions.

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Beneficiary: The Beneficiary is the person(s) or entity you name to receive the Death Benefit. Your Beneficiary Designation should be the exact name of your beneficiary, not only a reference to the beneficiary’s relationship to you. If you use a designation of “surviving spouse,” we will pay the Death Benefit to the individual that is your spouse at the time of your death (as defined under the federal tax laws and regulations). If no beneficiary is named, the Death Benefit will be paid to you or your estate. For Annuities that designate a custodian or a plan as Owner, the custodian or plan must also be designated as the Beneficiary. For Beneficiary Annuities, instead of a Beneficiary, the term “Successor” is used.

Your right to make certain designations may be limited if your Annuity is to be used as an IRA, Beneficiary Annuity or other “qualified” investment that is given beneficial tax treatment under the Code. You should seek competent tax advice on the income, estate and gift tax implications of your designations.

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MANAGING YOUR ANNUITY

MAY I CHANGE THE OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS?

In general, you may change the Owner, Annuitant and Beneficiary Designations by sending us a request in writing in a form acceptable to us. However, if the Annuity is held as a Beneficiary Annuity, the Owner may not be changed and you may not designate another Key Life upon which distributions are based. Upon an ownership change, including an assignment, any automated investment or withdrawal programs will be canceled. The new owner must submit the applicable program enrollment if they wish to participate in such a program. Where allowed by law, such changes will be subject to our acceptance. Some of the changes we will not accept include, but are not limited to:

■	a new Owner subsequent to the death of the Owner or the first of any joint Owners to die, except where a spouse Beneficiary has become the Owner as a result of an Owner’s death;
■	a new Annuitant subsequent to the Annuity Date;
■	for “non-qualified” investments, a new Annuitant prior to the Annuity Date if the Annuity is owned by an entity;
■	a change in Beneficiary if the Owner had previously made the designation irrevocable;
■	a new Owner or Annuitant that is a certain ownership type, including but not limited to corporations, partnerships, endowments, and grantor trusts with multiple grantors (if allowed by state law); and
■	a new Annuitant for a contract issued to a grantor trust where the new Annuitant is not the grantor of the trust.

There are also restrictions on designation changes when you have elected certain optional benefits. See the “Living Benefits” and “Death Benefits” sections of this Prospectus for any such restrictions.

If you wish to change the Owner and/or Beneficiary under the Annuity, or to assign the Annuity, you must deliver the request to us in writing at our Service Office. Generally, any change of Owner and/or Beneficiary, or assignment of the Annuity, will take effect when accepted and recorded by us (unless an alternative rule is stipulated by applicable State law). We will allow changes of ownership and/or assignments only if the Annuity is held exclusively for the benefit of the designated Annuitant. We are not responsible for any transactions processed before a change of Owner and/or Beneficiary, and an assignment of the Annuity, is accepted and recorded by us. We accept assignments of non-qualified Annuities only.

Unless prohibited by applicable State Law, we reserve the right to refuse a proposed change of Owner and/or Beneficiary, and a proposed assignment of the Annuity.

We will reject a proposed change where the proposed Owner, Annuitant, Beneficiary or assignee is any of the following:

■	a company(ies) that issues or manages viatical or structured settlements;
■	an institutional investment company;
■	an Owner with no insurable relationship to the Annuitant or Contingent Annuitant (a “Stranger-Owned Annuity” or “STOA”); or
■	a change in designation(s) that does not comply with or that we cannot administer in compliance with Federal and/or state law.

We will implement this right on a non-discriminatory basis, and to the extent allowed by State law, and we are not obligated to process your request within any particular timeframe.

For New York Annuities, a request to change the Owner, Annuitant, Contingent Annuitant, Beneficiary and contingent Beneficiary designations is effective when signed, and an assignment is effective upon our receipt. We assume no responsibility for the validity or tax consequences of any change of Owner and/or Beneficiary or any assignment of the Annuity, and may be required to make reports of ownership changes and/or assignments to the appropriate federal, state and/or local taxing authorities. You should consult with a qualified tax advisor for complete information and advice prior to any ownership change or assignment. Once an ownership change or assignment is processed, the tax reporting cannot be reversed.

Death Benefit Suspension upon Change of Owner or Annuitant. If there is a change of Owner or Annuitant, the change may affect the amount of the Death Benefit. See the Death Benefit section of this prospectus for additional details.

Spousal Designations

If an Annuity is co-owned by spouses, we will assume that the sole primary Beneficiary is the surviving spouse that was named as the co-owner unless you elect an alternative Beneficiary Designation. Unless you elect an alternative Beneficiary Designation, upon the death of either spousal Owner, the surviving spouse may elect to assume ownership of the Annuity instead of taking the Death Benefit payment. The Death Benefit that would have been payable will be the new Account Value of the Annuity as of the date of due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the beneficiary of the surviving spouse, the new Account Value will be considered as the initial Purchase Payment. No CDSC will apply to the new Account Value. However, any additional purchase payments applied after the date the assumption is effective will be subject to all provisions of the Annuity, including the CDSC when applicable.

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Spousal assumption is also permitted, subject to our rules and regulatory approval, if the Annuity is held by a custodial account established to hold retirement assets for the benefit of the natural person Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (“Code”) (or any successor Code section thereto) (“Custodial Account”) and, on the date of the Annuitant’s death, the spouse of the Annuitant is (1) the Contingent Annuitant under the Annuity and (2) the beneficiary of the Custodial Account. The ability to continue the Annuity in this manner will result in the Annuity no longer qualifying for tax deferral under the Code. However, such tax deferral should result from the ownership of the Annuity by the Custodial Account. Please consult your tax or legal adviser.

Note that any division of your Annuity due to divorce will be treated as a withdrawal and the non-owner spouse may then decide whether he or she would like to use the withdrawn funds to purchase a new Annuity that is then available to new contract owners.

Prior to a recent Supreme Court decision, and consistent with Section 3 of the federal Defense of Marriage Act (“DOMA”), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in United States v. Windsor, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing for federal law purposes a valid same sex marriage. The Windsor decision means that the favorable tax benefits afforded by the federal tax law to an opposite sex spouse under the Internal Revenue Code (IRC) are now available to a same sex spouse.

On August 29, 2013, the Internal Revenue Service (“IRS”) issued guidance on its position regarding same sex marriages for federal tax purposes. If a couple is married in a jurisdiction (including a foreign country) that recognizes same sex marriages, that marriage will be recognized for all federal tax purposes regardless of the law in the jurisdiction where they reside. However, the IRS did not recognize civil unions and registered domestic partnerships as marriages for federal tax purposes. Currently, if a state does not recognize a civil union or a registered domestic partnership as a marriage, it is not a marriage for federal tax purposes. Please consult with your tax or legal advisor before electing the Spousal Benefit for a same sex spouse or civil union partner. Please see “Tax Considerations” for more information.

Contingent Annuitant

Generally, if an Annuity is owned by an entity and the entity has named a Contingent Annuitant, the Contingent Annuitant will become the Annuitant upon the death of the Annuitant, and no Death Benefit is payable. Unless we agree otherwise, the Annuity is only eligible to have a Contingent Annuitant designation if the entity which owns the Annuity is (1) a plan described in Internal Revenue Code Section 72(s)(5)(A)(i) (or any successor Code section thereto); (2) an entity described in Code Section 72(u)(1) (or any successor Code section thereto); or (3) a Custodial Account, as described in the above section.

Where the Annuity is held by a Custodial Account, the Contingent Annuitant will not automatically become the Annuitant upon the death of the Annuitant. Upon the death of the Annuitant, the Custodial Account will have the choice, subject to our rules, to either elect to receive the Death Benefit or elect to continue the Annuity. If the Custodial Account elects to receive the Death Benefit, the Account Value of the Annuity as of the date of due proof of death of the Annuitant will reflect the amount that would have been payable had a Death Benefit been paid. See the section above entitled “Spousal Designations” for more information about how the Annuity can be continued by a Custodial Account.

MAY I RETURN MY ANNUITY IF I CHANGE MY MIND?

If after purchasing your Annuity you change your mind and decide that you do not want it, you may return it to us within a certain period of time known as a right to cancel period. This is often referred to as a “free look.” Depending on the state in which you purchased your Annuity and, in some states, if you purchased the Annuity as a replacement for a prior contract, the right to cancel period may be ten (10) days, or longer, measured from the time that you received your Annuity. If you return your Annuity during the applicable period, we will refund your current Account Value plus any tax charge deducted, less any applicable federal and state income tax withholding and depending on your state’s requirements, any applicable insurance charges deducted. The amount returned to you may be higher or lower than the Purchase Payment(s) applied during the right to cancel period and may be subject to a market value adjustment if it was allocated to a MVA Fixed Allocation, to the extent allowed by State law. With respect to XT6, if you return your Annuity, we will not return any XTra Credits we applied your Annuity based on your purchase payments.

MAY I MAKE ADDITIONAL PURCHASE PAYMENTS?

Unless we agree otherwise and subject to our rules, the minimum amount that we accept as an additional Purchase Payment is $100 unless you participate in our Systematic Investment Plan or a periodic Purchase Payment program. Purchase payments made while you participate in an asset allocation program will be allocated in accordance with such benefit. Additional purchase payments may be made at any time before the Annuity Date (unless the Annuity is held as a Beneficiary Annuity), or prior to the Account Value being reduced to zero. Purchase payments are not permitted if the Annuity is held as a Beneficiary Annuity. Please see the “Living Benefits” section of this prospectus for further information on additional Purchase Payments.

Additional Purchase payments may be limited if the total Purchase Payments under this Annuity and other annuities equals or exceeds $1 million, as described in more detail in “Purchasing Your Annuity – Initial Purchase Payment”.

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MAY I MAKE SCHEDULED PAYMENTS DIRECTLY FROM MY BANK ACCOUNT?

You can make additional purchase payments to your Annuity by authorizing us to deduct money directly from your bank account and applying it to your Annuity (unless your Annuity is being held as a Beneficiary Annuity). We call our electronic funds transfer program “the Systematic Investment Plan.” purchase payments made through electronic funds transfer may only be allocated to the Sub-accounts when applied. Different allocation requirements may apply in connection with certain optional benefits. We may allow you to invest in your Annuity with a lower initial Purchase Payment, as long as you authorize payments through an electronic funds transfer that will equal at least the minimum Purchase Payment set forth above during the first 12 months of your Annuity. We may suspend or cancel electronic funds transfer privileges if sufficient funds are not available from the applicable financial institution on any date that a transaction is scheduled to occur. We may also suspend or cancel electronic funds transfer privileges if we have limited, restricted, suspended or terminated the ability of Owners to submit additional Purchase Payments.

MAY I MAKE PURCHASE PAYMENTS THROUGH A SALARY REDUCTION PROGRAM?

These types of programs are only available with certain types of qualified investments. If your employer sponsors such a program, we may agree to accept periodic purchase payments through a salary reduction program as long as the allocations are made only to Sub-accounts and the periodic purchase payments received in the first year total at least the minimum Purchase Payment set forth above.

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MANAGING YOUR ACCOUNT VALUE

HOW AND WHEN ARE PURCHASE PAYMENTS INVESTED?

(See “Valuing Your Investment” for a description of our procedure for pricing initial and subsequent purchase payments.)

Initial Purchase Payment: Once we accept your application, we invest your Purchase Payment in your Annuity according to your instructions for allocating your Account Value. The Purchase Payment is your initial Purchase Payment minus any tax charges that may apply. You can allocate purchase payments to one or more available Sub-accounts or available Fixed Allocations. Investment restrictions will apply if you elect certain optional benefits.

Subsequent Purchase Payments: Unless you participate in an asset allocation program, or unless you have provided us with other specific allocation instructions for one, more than one, or all subsequent purchase payments, we will allocate any additional purchase payments you make according to your initial Purchase Payment allocation instructions. If you so instruct us, we will allocate subsequent purchase payments according to any new allocation instructions. Unless you tell us otherwise, purchase payments made while you participate in an asset allocation program will be allocated in accordance with such program.

HOW DO I RECEIVE A LOYALTY CREDIT UNDER THE ASAP III AND APEX II ANNUITIES?

We apply a Loyalty Credit to your Annuity’s Account Value at the end of your fifth Annuity Year (“fifth Annuity Anniversary”). With respect to ASAP III, for annuities issued on or after February 13, 2006, the Loyalty Credit is equal to 0.50% of total purchase payments made during the first four Annuity Years less the cumulative amount of withdrawals made (including the deduction of any CDSC amounts) through the fifth Annuity Anniversary. With respect to APEX II, for annuities issued between June 20, 2005 and February 12, 2006, the Loyalty Credit is equal to 2.25% of total purchase payments made during the first four Annuity Years less the cumulative amount of withdrawals made (including the deduction of any CDSC amounts) through the fifth Annuity Anniversary. For APEX II Annuities issued on or after February 13, 2006, the Loyalty Credit is equal to 2.75% of total purchase payments made during the first four Annuity Years less the cumulative amount of withdrawals made (including the deduction of any CDSC amounts) through the fifth Annuity Anniversary.

If the total purchase payments made during the first four Annuity Years is less than the cumulative amount of withdrawals made on or before the fifth Annuity Anniversary, no Loyalty Credit will be applied to your Annuity. Also, no Loyalty Credit will be applied to your Annuity if your Account Value is zero on the fifth Annuity Anniversary. This would include any situation where the Annuity is still in force due to the fact that payments are being made under an optional benefit such as Lifetime Five, Spousal Lifetime Five, Highest Daily Lifetime Five, Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Guaranteed Minimum Withdrawal Benefit, Highest Daily Lifetime 6 Plus, and Spousal Highest Daily Lifetime 6 Plus. In addition, no Loyalty Credit will be applied to your Annuity if before the fifth Annuity Anniversary: (i) you have surrendered your Annuity; (ii) you have annuitized your Annuity; (iii) your Beneficiary has elected our Beneficiary Continuation Option; or (iv) we have received due proof of your death (and there has been no spousal continuation election made). If your spouse continues the Annuity under our spousal continuation option, we will apply the Loyalty Credit to your Annuity only on the fifth Annuity Anniversary measured from the date that we originally issued you the Annuity. Since the Loyalty Credit is applied to the Account Value only, any guarantees that are not based on Account Value will not reflect the Loyalty Credit. Similarly, guarantees that are made against a loss in Account Value will not be triggered in certain very limited circumstances where they otherwise would have been, had no Loyalty Credit been applied to the Account Value.

HOW ARE LOYALTY CREDITS APPLIED TO MY ACCOUNT VALUE UNDER THE ASAP III AND APEX II ANNUITIES?

Any Loyalty Credit that is allocated to your Account Value on the fifth Annuity Anniversary will be allocated to the Fixed Allocations and Sub-accounts according to the “hierarchy” described in this paragraph. This hierarchy consists of a priority list of investment options, and the Loyalty Credit is applied based on which of the items below is applicable and in effect when the Loyalty Credit is applied. Thus, if a given item in the priority list is inapplicable to you, we move to the next item. The hierarchy is as follows: (a) if you participate in the Custom Portfolios Program (we may have referred to the “Custom Portfolios Program” as the “Optional Allocation and Rebalancing Program” in other materials), any Loyalty Credit will be invested in accordance with such Program, (b) if you participate in an asset allocation program (see Appendix D for a description of such programs), in accordance with that program, (c) in accordance with your standing allocation instructions (d) if you participate in the Systematic Investment Plan, in accordance with that Plan, (e) if you participate in an automatic rebalancing program, in accordance with that program (f) in accordance with how your most recent purchase payment was allocated and (g) otherwise in accordance with your instructions, if items (a) through (f) above are not permitted or applicable.

Example of Applying the Loyalty Credit with respect to ASAP III.

Assume you make an initial Purchase Payment of $10,000 and your Annuity is issued on or after February 13, 2006. During Annuity Year four (i.e., prior to the fourth Annuity Anniversary) you make an additional $10,000 Purchase Payment. During the early part of Annuity Year five (i.e., prior to the fifth Annuity Anniversary) you make a $10,000 Purchase Payment and later in the year make a withdrawal of $5,000. The Loyalty Credit that we will apply to your Annuity on the fifth Annuity Anniversary is, subject to state availability, equal to 0.50% of $15,000 (this represents the $20,000 of purchase payments made during the first four Annuity Years

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minus the $5,000 withdrawal made in the fifth Annuity Year. The computation disregards the additional $10,000 Purchase Payment made in the fifth Annuity Year.) Therefore, the Loyalty Credit amount would be equal to $75.00.

Example of Applying the Loyalty Credit with respect to APEX II.

Assume you make an initial Purchase Payment of $10,000 and your Annuity is issued on or after February 13, 2006. During Annuity Year four (i.e., prior to the fourth Annuity Anniversary) you make an additional $10,000 Purchase Payment. During the early part of Annuity Year five (i.e., prior to the fifth Annuity Anniversary) you make a $10,000 Purchase Payment and later in the year make a withdrawal of $5,000. The Loyalty Credit that we will apply to your Annuity on the fifth Annuity Anniversary is, subject to state availability, equal to 2.75% of $15,000 (this represents the $20,000 of purchase payments made during the first four Annuity Years minus the $5,000 withdrawal made in the fifth Annuity Year. The computation disregards the additional $10,000 Purchase Payment made in the fifth Annuity Year.) Therefore, the Loyalty Credit amount would be equal to $412.50.

HOW DO I RECEIVE CREDITS UNDER THE XT6 ANNUITY?

We apply a “Credit” to your Annuity’s Account Value each time you make a Purchase Payment during the first six (6) Annuity Years. The amount of the Credit is payable from our general account. The amount of the Credit depends on the Annuity Year in which the Purchase Payment(s) is made, according to the table below:

For annuities issued on or after February 13, 2006 (subject to state availability):

ANNUITY YEAR	CREDIT
1	6.50%
2	5.00%
3	4.00%
4	3.00%
5	2.00%
6	1.00%
7+	0.00%

For annuities issued prior to February 13, 2006:

ANNUITY YEAR	CREDIT
1	6.00%
2	5.00%
3	4.00%
4	3.00%
5	2.00%
6	1.00%
7+	0.00%

Credits Applied to Purchase Payments for Designated Class of Annuity Owner

Prior to May 1, 2004, where allowed by state law, Annuities could be purchased by a member of the class defined below, with a different table of Credits. The Credit applied to all purchase payments on such Annuities is as follows based on the Annuity Year in which the Purchase Payment was made: Year 1 -9.0%; Year 2 -9.0%; Year 3 -8.5%; Year 4 -8.0%; Year 5 -7.0%; Year 6 -6.0%; Year 7 -5.0%; Year 8 -4.0%; Year 9 -3.0%; Year 10 -2%; Year 11+ -0.0%.

The designated class of Annuity Owners included: (a) any parent company, affiliate or subsidiary of ours; (b) an officer, director, employee, retiree, sales representative, or in the case of an affiliated broker-dealer, registered representative of such company; (c) a director, officer or trustee of any underlying mutual fund; (d) a director, officer or employee of any investment manager, sub-advisor, transfer agent, custodian, auditing, legal or administrative services provider that is providing investment management, advisory, transfer agency, custodian-ship, auditing, legal and/or administrative services to an underlying mutual fund or any affiliate of such firm; (e) a director, officer, employee or registered representative of a broker-dealer or insurance agency that has a then current selling agreement with us and/or with Prudential Annuities Distributors, Inc., a Prudential Financial Company; (f) a director, officer, employee or authorized representative of any firm providing us or our affiliates with regular legal, actuarial, auditing, underwriting, claims, administrative, computer support, marketing, office or other services; (g) the then current spouse of any such person noted in (b) through (f), above; (h) the parents of any such person noted in (b) through (g), above; (i) the child(ren) or other legal dependent under the age of 21 of any such person noted in (b) through (h); and (j) the siblings of any such persons noted in (b) through (h) above.

All other terms and conditions of the Annuity apply to Owners in the designated class.

HOW ARE CREDITS APPLIED TO ACCOUNT VALUE UNDER THE XT6 ANNUITY?

Each Credit is allocated to your Account Value at the time the Purchase Payment is applied to your Account Value. The amount of the Credit is allocated to the investment options in the same ratio as the applicable Purchase Payment is applied.

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Examples of Applying Credits

Initial Purchase Payment

Assume you make an initial Purchase Payment of $10,000 and your Annuity is issued on or after February 13, 2006. We would apply a 6.5% Credit to your Purchase Payment and allocate the amount of the Credit ($650 = $10,000 X .065) to your Account Value in the proportion that your Purchase Payment is allocated.

Additional Purchase Payment in Annuity Year 2

Assume that you make an additional Purchase Payment of $5,000. We would apply a 5.0% Credit to your Purchase Payment and allocate the amount of the Credit ($250 = $5,000 X .05) to your Account Value.

Additional Purchase Payment in Annuity Year 6

Assume that you make an additional Purchase Payment of $15,000. We would apply a 1.0% Credit to your Purchase Payment and allocate the amount of the Credit ($150 = $15,000 X .01) to your Account Value.

The amount of any XTra Credits applied to your XT6 Annuity Account Value can be taken back by Prudential Annuities under certain circumstances:

■

any XTra Credits applied to your Account Value on purchase payments made within the 12 months before the Owner’s (or Annuitant’s if entity owned) date of death will be taken back (to the extent allowed by state law);

■

the amount available under the Medically-Related Surrender portion of the Annuity will not include the amount of any XTra Credits payable on purchase payments made within 12 months prior to the date of a request under the Medically-Related Surrender provision (to the extent allowed by State law); and

■	if you elect to “free look” your Annuity, the amount returned to you will not include the amount of any XTra Credits.

The Account Value may be substantially reduced if Prudential Annuities takes back the XTra Credit amount under these circumstances. The amount we take back will equal the XTra Credit, without adjustment up or down for investment performance. Therefore, any gain on the XTra Credit amount will not be taken back. But if there was a loss on the XTra Credit, the amount we take back will still equal amount of the XTra Credit. We do not deduct a CDSC in any situation where we take back the XTra Credit amount. During the first 10 Annuity Years, the total asset-based charges on this Annuity (including the Insurance Charge and the Distribution Charge) are higher than many of our other annuities, including other annuities we offer that apply credits to purchase payments.

General Information about Credits

■	We do not consider Credits to be “investment in the contract” for income tax purposes.
■	You may not withdraw the amount of any Credits under the Free Withdrawal provision. The Free Withdrawal provision only applies to withdrawals of purchase payments.

ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?

During the accumulation period you may transfer Account Value between investment options subject to the restrictions outlined below. Transfers are not subject to taxation on any gain. You may not transfer Account Value to any Fixed Allocation used with a dollar cost averaging program or any DCA Fixed Rate Options. You may only allocate purchase payments to Fixed Allocations used with a dollar cost averaging program or the DCA Fixed Rate Options.

Currently, any transfer involving the ProFunds VP Sub-accounts must be received by us no later than 3:00 p.m. Eastern time (or one hour prior to any announced closing of the applicable securities exchange) to be processed on the current Valuation Day. The “cut-off” time for such financial transactions involving a ProFunds VP Sub-account will be extended to 1/2 hour prior to any announced closing (generally, 3:30 p.m. Eastern time) for transactions submitted electronically, including through Prudential Annuities’ Internet website (www.prudentialannuities.com).

Currently, we charge $10.00 for each transfer after the 20th transfer in each Annuity Year. Transfers made as part of a Dollar Cost Averaging (including the 6 or 12 Month Dollar Cost Averaging Program), Automatic Rebalancing or asset allocation program do not count toward the 20 free transfer limit. Renewals or transfers of Account Value from an MVA Fixed Allocation at the end of its Guarantee Period are not subject to the transfer charge. We may reduce the number of free transfers allowable each Annuity Year (subject to a minimum of eight) without charging a Transfer Fee. We may also increase the Transfer Fee that we charge to $15.00 for each transfer after the number of free transfers has been used up. We may eliminate the Transfer Fee for transfer requests transmitted electronically or through other means that reduce our processing costs. If enrolled in any program that does not permit transfer requests to be transmitted electronically, the Transfer Fee will not be waived.

Once you have made 20 transfers among the Sub-accounts during an Annuity Year, we will accept any additional transfer request during that year only if the request is submitted to us in writing with an original signature and otherwise is in good order. For purposes of this 20 transfer limit, we (i) do not view a facsimile transmission or other electronic transmission as a “writing”, (ii) will treat multiple transfer requests submitted on the same Valuation Day as a single transfer, and (iii) do not count any transfer that solely

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involves Sub-accounts corresponding to any ProFund Portfolio and/or the AST Money Market Portfolio or any transfer that involves one of our systematic programs, such as asset allocation and automated withdrawals.

Frequent transfers among Sub-accounts in response to short-term fluctuations in markets, sometimes called “market timing,” can make it very difficult for a Portfolio manager to manage a Portfolio’s investments. Frequent transfers may cause the Portfolio to hold more cash than otherwise necessary, disrupt management strategies, increase transaction costs, or affect performance. Each Annuity offers Sub-accounts designed for Owners who wish to engage in frequent transfers (i.e., one or more of the Sub-accounts corresponding to the ProFund Portfolios and the AST Money Market Portfolio), and we encourage Owners seeking frequent transfers to utilize those Sub-accounts.

In light of the risks posed to Owners and other investors by frequent transfers, we reserve the right to limit the number of transfers in any Annuity Year for all existing or new Owners and to take the other actions discussed below. We also reserve the right to limit the number of transfers in any Annuity Year or to refuse any transfer request for an Owner or certain Owners if: (a) we believe that excessive transfer activity (as we define it) or a specific transfer request or group of transfer requests may have a detrimental effect on Unit Values or the share prices of the Portfolios; or (b) we are informed by a Portfolio (e.g., by the Portfolio’s portfolio manager) that the purchase or redemption of shares in the Portfolio must be restricted because the Portfolio believes the transfer activity to which such purchase and redemption relates would have a detrimental effect on the share prices of the affected Portfolio. Without limiting the above, the most likely scenario where either of the above could occur would be if the aggregate amount of a trade or trades represented a relatively large proportion of the total assets of a particular Portfolio. In furtherance of our general authority to restrict transfers as described above, and without limiting other actions we may take in the future, we have adopted the following specific restrictions:

■

With respect to each Sub-account (other than the AST Money Market Sub-account, or a Sub-account corresponding to a ProFund Portfolio), we track amounts exceeding a certain dollar threshold that were transferred into the Sub-account. If you transfer such amount into a particular Sub-account, and within 30 calendar days thereafter transfer (the “Transfer Out”) all or a portion of that amount into another Sub-account, then upon the Transfer Out, the former Sub-account becomes restricted (the “Restricted Sub-account”). Specifically, we will not permit subsequent transfers into the Restricted Sub-account for 90 calendar days after the Transfer Out if the Restricted Sub-account invests in a non-international Portfolio, or 180 calendar days after the Transfer Out if the Restricted Sub-account invests in an international Portfolio. For purposes of this rule, we (i) do not count transfers made in connection with one of our systematic programs, such as asset allocation and automated withdrawals;(ii) do not count any transfer that solely involves Sub-accounts corresponding to any ProFund Portfolio and/or the AST Money Market Portfolio; and (iii) do not categorize as a transfer the first transfer that you make after the Issue Date, if you make that transfer within 30 calendar days after the Issue Date. Even if an amount becomes restricted under the foregoing rules, you are still free to redeem the amount from your Annuity at any time.

■

We reserve the right to effect exchanges on a delayed basis for all contracts. That is, we may price an exchange involving the Sub-accounts on the Valuation Day subsequent to the Valuation Day on which the exchange request was received. Before implementing such a practice, we would issue a separate written notice to Owners that explains the practice in detail.

If we deny one or more transfer requests under the foregoing rules, we will inform you or your Financial Professional promptly of the circumstances concerning the denial.

Contract owners in New York who purchased their contracts prior to March 15, 2004 are not subject to the specific restrictions outlined in bulleted paragraphs immediately above. In addition, there are contract owners of different variable annuity contracts that are funded through the same Separate Account that are not subject to the above-referenced transfer restrictions and, therefore, might make more numerous and frequent transfers than contract owners who are subject to such limitations. Finally, there are contract owners of other variable annuity contracts or variable life contracts that are issued by Prudential Annuities as well as other insurance companies that have the same underlying mutual fund portfolios available to them. Since some contract owners are not subject to the same transfer restrictions, unfavorable consequences associated with such frequent trading within the underlying mutual fund (e.g., greater portfolio turnover, higher transaction costs, or performance or tax issues) may affect all contract owners. Similarly, while contracts managed by a Financial Professional or third party investment advisor are subject to the restrictions on transfers between investment options that are discussed above, if the advisor manages a number of contracts in the same fashion unfavorable consequences may be associated with management activity since it may involve the movement of a substantial portion of an underlying mutual fund’s assets which may affect all contract owners invested in the affected options. Apart from jurisdiction-specific and contract differences in transfer restrictions, we will apply these rules uniformly (including contracts managed by a Financial Professional or third party investment advisor), and will not waive a transfer restriction for any contract owner.

Although our transfer restrictions are designed to prevent excessive transfers, they are not capable of preventing every potential occurrence of excessive transfer activity. The portfolios have adopted their own policies and procedures with respect to excessive trading of their respective shares, and we reserve the right to enforce any such current or future policies and procedures. The prospectuses for the Portfolios describe any such policies and procedures, which may be more or less restrictive than the policies and procedures we have adopted. Under SEC rules, we are required to: (1) enter into a written agreement with each Portfolio or its principal underwriter or its transfer agent that obligates us to provide to the Portfolio promptly upon request certain information about the trading activity of individual contract owners (including an Annuity Owner’s TIN number), and (2) execute instructions from the

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Portfolio to restrict or prohibit further purchases or transfers by specific Owners who violate the excessive trading policies established by the Portfolio. In addition, you should be aware that some Portfolios may receive “omnibus” purchase and redemption orders from other insurance companies or intermediaries such as retirement plans. The omnibus orders reflect the aggregation and netting of multiple orders from individual owners of variable insurance contracts and/or individual retirement plan participants. The omnibus nature of these orders may limit the portfolios in their ability to apply their excessive trading policies and procedures. In addition, the other insurance companies and/or retirement plans may have different policies and procedures or may not have any such policies and procedures because of contractual limitations. For these reasons, we cannot guarantee that the portfolios (and thus Annuity Owners) will not be harmed by transfer activity relating to other insurance companies and/or retirement plans that may invest in the Portfolios.

A Portfolio also may assess a short term trading fee (redemption fee) in connection with a transfer out of the Sub-account investing in that Portfolio that occurs within a certain number of days following the date of allocation to the Sub-account. Each Portfolio determines the amount of the short term trading fee and when the fee is imposed. The fee is retained by or paid to the Portfolio and is not retained by us. The fee will be deducted from your Account Value, to the extent allowed by law. At present, no Portfolio has adopted a short-term trading fee.

DO YOU OFFER DOLLAR COST AVERAGING?

Yes. As discussed below, we offer Dollar Cost Averaging programs during the accumulation period. In general, Dollar Cost Averaging allows you to systematically transfer an amount periodically from one investment option to one or more other investment options. You can choose to transfer earnings only, principal plus earnings or a flat dollar amount. You may elect a Dollar Cost Averaging program that transfers amounts monthly, quarterly, semi-annually, or annually from Sub-accounts, or a program that transfers amounts monthly from Fixed Allocations or DCA Fixed Rate Options. By investing amounts on a regular basis instead of investing the total amount at one time, Dollar Cost Averaging may decrease the effect of market fluctuation on the investment of your Purchase Payment. This may result in a lower average cost of units over time. However, there is no guarantee that Dollar Cost Averaging will result in a profit or protect against a loss in a declining market. We do not deduct a charge for participating in a Dollar Cost Averaging program.

You can Dollar Cost Average from Sub-accounts, the Fixed Allocations or the DCA Fixed Rate Options. Dollar Cost Averaging from Fixed Allocations is subject to a number of rules that include, but are not limited to the following:

■	You may only use Fixed Allocations with Guarantee Periods of 1, 2 or 3 years (except for the DCA Fixed Rate Options).
■

You may only Dollar Cost Average earnings or principal plus earnings. If transferring principal plus earnings, the program must be designed to last the entire Guarantee Period for the Fixed Allocation.

■	Dollar Cost Averaging transfers from Fixed Allocations are not subject to a Market Value Adjustment.

NOTE: When a Dollar Cost Averaging program is established from a Fixed Allocation or a DCA Fixed Rate Option, the fixed rate of interest we credit to your Account Value is applied to a declining balance due to the transfers of Account Value to the Sub-accounts. This will reduce the effective rate of return on the Fixed Allocation or a DCA Fixed Rate Option over the Guarantee Period or the duration of the program, respectively.

The Dollar Cost Averaging programs are not available if you have elected an automatic rebalancing program or an asset allocation program. Dollar Cost Averaging from Fixed Allocations also is not available if you elect certain optional benefits.

Prudential Annuities originally offered specific Fixed Allocations with Guarantee Periods of 6 months or 12 months exclusively for use with a Dollar Cost Averaging program on the APEX II product. Those 6 month/12 month Fixed Allocations were designed to automatically transfer Account Value in either 6 or 12 payments under a Dollar Cost Averaging program. Dollar Cost Averaging transfers commenced on the date the Fixed Allocation was established, and then proceeded each month following until the entire principal amount plus earnings was transferred. Fixed Allocations could only be established with your initial Purchase Payment or additional purchase payments. You could not transfer existing Account Value to a Fixed Allocation. We discontinued offering these 6 and 12 month Fixed Allocations beginning on May 1, 2009.

Under our current dollar cost averaging program used with Fixed Allocations, Account Value allocated to the Fixed Allocations will be transferred to the Sub-accounts you choose. If you terminate the Dollar Cost Averaging program before the entire principal amount plus earnings has been transferred to the Sub-account(s), you must transfer all remaining Account Value to any other investment option. Unless you provide alternate instructions at the time you terminate the Dollar Cost Averaging program, Account Value will be transferred to the AST Money Market Sub-account unless restricted due to benefit election. Transfers from Fixed Allocations as part of a Dollar Cost Averaging program are not subject to a Market Value Adjustment. However, a Market Value Adjustment will apply if you terminate the Dollar Cost Averaging program before the entire principal amount plus earnings has been transferred to the Sub-account(s). Please note that under the 6 or 12 Month DCA Program (described immediately below), no Market Value Adjustment applies.

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6 OR 12 MONTH DOLLAR COST AVERAGING PROGRAM (THE “6 OR 12 MONTH DCA PROGRAM”). WE NO LONGER OFFER OUR 6 OR 12 MONTH DCA PROGRAM.

The 6 or 12 Month DCA Program was available for contracts issued between May 1, 2009 and October 31, 2011. The program is subject to our rules at the time of election and may not be available in conjunction with other programs and benefits we make available. We may discontinue, modify or amend this program from time to time. Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus, and Spousal Highest Daily Lifetime 6 Plus are the only optional living benefits and the Highest Anniversary Value death benefit and the Combination 5% Roll-up + HAV death benefit are the only death benefits you may participate in if you also participate in the 6 or 12 Month DCA Program, although you do not need to select any optional benefit to participate in the program. To participate in the 6 or 12 Month DCA Program, you must allocate at least a $2000 Purchase Payment to our DCA Fixed Rate Options. These DCA Fixed Rate Options are distinct from the Fixed Allocations described immediately above. Most notably, transfers out of a DCA Fixed Rate Option are never subject to a Market Value Adjustment. Dollar cost averaging does not assure a profit, or protect against a loss.

The key features of this Program are as follows:

■	You may only allocate purchase payments to these DCA Fixed Rate Options. You may not transfer Account Value into this program.
■

As part of your election to participate in the 6 or 12 Month DCA Program, you specify whether the monthly transfers under the 6 or 12 Month DCA Program are to be made over a 6 month or 12 month period. We then set the monthly transfer amount, by dividing the Purchase Payment (including any associated credit) you have allocated to the DCA Fixed Rate Options by the number of months. For example, if you allocated $6000, and selected a 6 month DCA Program, we would transfer $1000 each month. We will adjust the monthly transfer amount if, during the transfer period, the amount allocated to the DCA Fixed Rate Options is reduced (e.g., due to the deduction of the applicable portion of the fee for an optional benefit, withdrawals or due to a transfer of Account Value out of the DCA Fixed Rate Options initiated by the mathematical formula used with Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus Highest Daily Lifetime 6 Plus, or Spousal Highest Daily Lifetime 6 Plus. In that event, we will re-calculate the amount of each remaining transfer by dividing the amount in the DCA Fixed Rate Option by the number of remaining transfers. If the recalculated transfer amount is below the minimum transfer required by the program, we will transfer the remaining amount from the DCA Fixed Rate Option on the next scheduled transfer and terminate the program.

■

Any withdrawals, transfers, or fees deducted from the DCA Fixed Rate Options will reduce the DCA Fixed Rate Options on a “last-in, first-out” basis. If you have only one 6 or 12 Month DCA Program in operation, withdrawals, transfers, or fees may be deducted from the DCA Fixed Rate Options associated with that Program. You may, however, have more than one 6 or 12 Month DCA Program operating at the same time (so long as any such additional 6 or 12 Month DCA Program is of the same duration). For example, you may have more than one 6 month DCA Program running, but may not have a 6 month Program running simultaneously with a 12 month Program. If you have multiple 6 or 12 Month DCA Programs running, then the above reference to “last-in, first-out” means that amounts will be deducted first from the DCA Fixed Rate Options associated with the 6 or 12 Month DCA Program that was established most recently.

■

The first transfer under the Program occurs on the day you allocate a Purchase Payment to the DCA Fixed Rate Options (unless modified to comply with State law) and on each month following until the entire principal amount plus earnings is transferred.

■	We do not count transfers under the 6 or 12 Month DCA Program against the number of free transfers allowed under your Annuity.
■	The minimum transfer amount is $100, although we will not impose that requirement with respect to the final amount to be transferred under the Program.
■

If you are not participating in Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus Highest Daily Lifetime 6 Plus, or Spousal Highest Daily Lifetime 6 Plus, we will make transfers under the 6 or 12 Month DCA Program to the Sub-accounts that you specified upon your election of the Program. If you are participating in any Highest Daily Lifetime 7 Plus benefit or Highest Daily Lifetime 6 Plus benefit, we will allocate amounts transferred out of the DCA Fixed Rate Options in the following manner: (a) if you are participating in the Custom Portfolios Program (we may have referred to the “Custom Portfolios Program” as the “Optional Allocation and Rebalancing Program” in other materials), we will allocate to the Sub-accounts in accordance with the rules of that program (b) if you are not participating in the Custom Portfolios Program, we will make transfers under the Program to the Sub-accounts that you specified upon your election of the Program, provided those instructions comply with the allocation requirements for Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus, Spousal Highest Daily Lifetime 7 Plus or Spousal Highest Daily Lifetime 6 Plus (as applicable) and (c) whether or not you participate in the Custom Portfolios Program, no portion of our monthly transfer under the 6 or 12 Month DCA Program will be directed initially to the AST Investment Grade Bond Sub-account (although the DCA Fixed Rate Option is treated as a “Permitted Sub-account” for purposes of transfers to the AST Investment Grade Bond Sub-account under the pre-determined mathematical formula under the Highest Daily Lifetime 7 Plus or Highest Daily Lifetime 6 Plus benefits) (see below).

■

If you are participating in Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus or Spousal Highest Daily Lifetime 6 Plus and also are participating in the 6 or 12 Month DCA Program, and the formula under the benefit dictates a transfer from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account, then the amount to be transferred will be taken entirely from the Sub-accounts, provided there is sufficient Account Value in those Sub-accounts to meet the required transfer amount. Only if there is insufficient Account Value in those Sub-accounts will an amount be

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withdrawn from the DCA Fixed Rate Options associated with the 6 or 12 Month DCA Program. Amounts withdrawn from the DCA Fixed Rate Options under the formula will be taken on a last-in, first-out basis.

■

If you are participating in one of our automated withdrawal programs (e.g., Systematic Withdrawals), we may include within that withdrawal program amounts held within the DCA Fixed Rate Options. If you have elected any Highest Daily Lifetime 7 Plus or Highest Daily Lifetime 6 Plus benefit, any withdrawals will be taken on a pro-rata basis from your Sub-accounts and the DCA Fixed Rate Options.

■	We impose no fee for your participation in the 6 or 12 Month DCA Program.
■

You may cancel the DCA Program at any time. If you do, we will transfer any remaining amount held within the DCA Fixed Rate Options according to your instructions. If you do not provide any such instructions, we will transfer any remaining amount held in the DCA Fixed Rate Options on a pro rata basis to the Sub-accounts in which you are invested currently. If any such Sub-account is no longer available, we may allocate the amount that would have been applied to that Sub-account to the AST Money Market Sub-account.

■

You cannot utilize “rate lock” with the 6 or 12 Month DCA Program. The interest rate we credit under the program will be the rate on the date the purchase payment is allocated to the 6 or 12 Month DCA Program.

■

We credit interest to amounts held within the DCA Fixed Rate Options at the applicable declared rates. We credit such interest until the earliest of the following (a) the date the entire amount in the DCA Fixed Rate Option has been transferred out (b) the date the entire amount in the DCA Fixed Rate Option is withdrawn (c) the date as of which any death benefit payable is determined or (d) the Annuity Date.

■

The interest rate earned in a DCA Fixed Rate Option will be no less than the minimum guaranteed interest rate. We may, from time to time, declare new interest rates for new purchase payments that are higher than the minimum guaranteed interest rate. Please note that the interest rate that we apply under the 6 or 12 Month DCA Program is applied to a declining balance. Therefore, the amount of interest you receive will decrease as amounts are systematically transferred from the DCA Fixed Rate Option to the Sub-accounts, and the effective interest rate earned will therefore be less than the declared interest rate.

■	The 6 or 12 Month DCA Program may be referred to in your Rider and/or the Application as the “Enhanced Dollar Cost Averaging Program.”

NOTE: When a 6 or 12 month DCA program is established from a DCA Fixed Rate Option, the fixed rate of interest we credit to your Account Value is applied to a declining balance due to the transfers of Account Value to the Sub-accounts (including any transfers under an optional benefit formula). This will reduce the effective rate of return on the DCA fixed rate option.

DO YOU OFFER ANY AUTOMATIC REBALANCING PROGRAMS?

Yes. During the accumulation period, we offer Automatic Rebalancing among the Sub-accounts you choose. You can choose to have your Account Value rebalanced monthly, quarterly, semi-annually, or annually. On the appropriate date, the Sub-accounts you chose are rebalanced to the allocation percentages you requested. With Automatic Rebalancing, we transfer the appropriate amount from the “overweighted” Sub-accounts to the “underweighted” Sub-accounts to return your allocations to the percentages you request. For example, over time the performance of the Sub-accounts will differ, causing your percentage allocations to shift. We also offer the Custom Portfolios Program (we may have referred to the “Custom Portfolios Program” as the “Optional Allocation and Rebalancing Program” in other materials), which is available if you have elected one of the Highest Daily Lifetime Seven, Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus, Highest Daily GRO II, or GRO Plus II benefits.

Any transfer to or from any Sub-account that is not part of your Automatic Rebalancing program, will be made; however, that Sub-account will not become part of your rebalancing program unless we receive instructions from you indicating that you would like such option to become part of the program.

There is no minimum Account Value required to enroll in Automatic Rebalancing. All rebalancing transfers as part of an Automatic Rebalancing program are not included when counting the number of transfers each year toward the maximum number of free transfers. We do not deduct a charge for participating in an Automatic Rebalancing program. Participation in the Automatic Rebalancing program may be restricted if you are enrolled in certain other optional programs. Sub-accounts that are part of a Systematic Withdrawal program or Dollar Cost Averaging program will be excluded from an Automatic Rebalancing program.

If you are participating in an optional living benefit (such as Highest Daily Lifetime 6 Plus) that makes transfers under a pre-determined mathematical formula, and you have opted for automatic rebalancing; you should be aware that: (a) the AST bond portfolio used as part of the pre-determined mathematical formula will not be included as part of automatic rebalancing and (b) the operation of the formula may result in the rebalancing not conforming to the percentage allocations that you specified originally as part of your Automatic Rebalancing Program.

ARE ANY ASSET ALLOCATION PROGRAMS AVAILABLE?

We currently do not offer any asset allocation programs for use with your Annuity. Prior to December 5, 2005, we made certain asset allocation programs available. If you enrolled in one of the asset allocation programs prior to December 5, 2005, see the Appendix D entitled, “Additional Information on the Asset Allocation Programs” for more information on how the programs are administered.

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WHAT IS THE BALANCED INVESTMENT PROGRAM?

We offer a balanced investment program where a portion of your Account Value is allocated to a Fixed Allocation and the remaining Account Value is allocated to the Sub-accounts that you select. When you enroll in the Balanced Investment Program, you choose the duration that you wish the program to last. This determines the duration of the Guarantee Period for the Fixed Allocation. Based on the fixed rate for the Guarantee Period chosen, we calculate the portion of your Account Value that must be allocated to the Fixed Allocation to grow to a specific “principal amount” (such as your initial Purchase Payment). We determine the amount based on the rates then in effect for the Guarantee Period you choose. If you continue the program until the end of the Guarantee Period and make no withdrawals or transfers, at the end of the Guarantee Period, the Fixed Allocation will have grown to equal the “principal amount”. Withdrawals or transfers from the Fixed Allocation before the end of the Guarantee Period will terminate the program and may be subject to a Market Value Adjustment (which may be positive or negative). You can transfer the Account Value that is not allocated to the Fixed Allocation between any of the Sub-accounts available under your Annuity. Account Value you allocate to the Sub-accounts is subject to market fluctuations and may increase or decrease in value. We do not deduct a charge for participating in the Balanced Investment Program. This program is not available if your Annuity is held as a Beneficiary Annuity.

Example

Assume you invest $100,000. You choose a 10-year program and allocate a portion of your Account Value to a Fixed Allocation with a 10-year Guarantee Period. The rate for the 10-year Guarantee Period is 2.50%*. Based on the fixed interest rate for the Guarantee Period chosen, the factor is 0.781198 for determining how much of your Account Value will be allocated to the Fixed Allocation. That means that $78,120 will be allocated to the Fixed Allocation and the remaining Account Value ($21,880) will be allocated to the Sub-accounts. Assuming that you do not make any withdrawals or transfers from the Fixed Allocation, it will grow to $100,000 at the end of the Guarantee Period. Of course we cannot predict the value of the remaining Account Value that was allocated to the Sub-accounts.

*	The rate in this example is hypothetical and may not reflect the current rate for Guarantee Periods of this duration.

MAY I GIVE MY FINANCIAL PROFESSIONAL PERMISSION TO FORWARD TRANSACTION INSTRUCTIONS?

Yes. Subject to our rules, your Financial Professional may forward instructions regarding the allocation of your Account Value, and request financial transactions involving investment options. If your Financial Professional has this authority, we deem that all transactions that are directed by your Financial Professional with respect to your Annuity have been authorized by you. You must contact us immediately if and when you revoke such authority. We will not be responsible for acting on instructions from your Financial Professional until we receive notification of the revocation of such person’s authority. We may also suspend, cancel or limit these privileges at any time. We will notify you if we do.

MAY I AUTHORIZE MY THIRD PARTY INVESTMENT ADVISOR TO MANAGE MY ACCOUNT?

Yes. You may engage your own investment advisor to manage your account. These investment advisors may be firms or persons who also are appointed by us, or whose affiliated broker-dealers are appointed by us, as authorized sellers of the Annuities. Even if this is the case, however, please note that the investment advisor you engage to provide advice and/or make transfers for you, is not acting on our behalf, but rather is acting on your behalf. We do not offer advice about how to allocate your Account Value under any circumstance. As such, we are not responsible for any recommendations such investment advisors make, any investment models or asset allocation programs they choose to follow or any specific transfers they make on your behalf. Please note that if you have engaged a third-party investment advisor to provide asset allocation services with respect to your Annuity, we may not allow you to elect an optional benefit that requires investment in an asset allocation Portfolio and/or that involves mandatory Account Value transfers (e.g. Highest Daily GRO).

It is your responsibility to arrange for the payment of the advisory fee charged by your investment advisor. Similarly, it is your responsibility to understand the advisory services provided by your investment advisor and the advisory fees charged for the services.

We or an affiliate of ours may provide administrative support to licensed, registered Financial Professionals or Investment advisors who you authorize to make financial transactions on your behalf. We may require Financial Professionals or investment advisors, who are authorized by multiple contract owners to make financial transactions, to enter into an administrative agreement with Prudential Annuities as a condition of our accepting transactions on your behalf. The administrative agreement may impose limitations on the Financial Professional’s or investment advisor’s ability to request financial transactions on your behalf. These limitations are intended to minimize the detrimental impact of a Financial Professional who is in a position to transfer large amounts of money for multiple clients in a particular Portfolio or type of portfolio or to comply with specific restrictions or limitations imposed by a Portfolio(s) of Prudential Annuities.

Please Note: Annuities where your Financial Professional or investment advisor has the authority to forward instruction on financial transactions are also subject to the restrictions on transfers between investment options that are discussed in the section entitled “ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?” Since transfer activity directed by a Financial Professional or third party investment adviser may result in unfavorable consequences to all contract owners invested in the affected options, we reserve the right to limit the investment options available to a particular Owner where such authority as described above has been given to a Financial Professional or investment advisor or impose other transfer restrictions we deem necessary. The administrative agreement may limit the available investment options, require advance notice of large

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transactions, or impose other trading limitations on your Financial Professional. Your Financial Professional will be informed of all such restrictions on an ongoing basis. We may also require that your Financial Professional transmit all financial transactions using the electronic trading functionality available through our Internet website (www.prudentialannuities.com).

Limitations that we may impose on your Financial Professional or investment advisor under the terms of the administrative agreement do not apply to financial transactions requested by an Owner on their own behalf, except as otherwise described in this Prospectus.

HOW DO THE FIXED ALLOCATIONS WORK?

We credit a fixed interest rate to the Fixed Allocation so long as you remain invested for a set period of time called a “Guarantee Period.” (Note that the discussion in this section of Guarantee Periods is not applicable to the Benefit Fixed Rate Account and the DCA Fixed Rate Options). Fixed Allocations currently are offered with Guarantee Periods from 1 to 10 years. We may make Fixed Allocations of different durations available in the future, including Fixed Allocations offered exclusively for use with certain optional investment programs. Fixed Allocations may not be available in all states and may not always be available for all Guarantee Periods depending on market factors and other considerations.

The interest rate credited to a Fixed Allocation is the rate in effect when the Guarantee Period begins and does not change so long as you remain invested for the Guarantee Period. The rates are an effective annual rate of interest. We determine the interest rates, in our sole discretion, for the various Guarantee Periods. At the time that we confirm your Fixed Allocation, we will advise you of the interest rate in effect and the date your Fixed Allocation matures. We may change the rates we credit new Fixed Allocations at any time. Any change in interest rate does not affect Fixed Allocations that were in effect before the date of the change. To inquire as to the current rates for Fixed Allocations, please call 1-888-PRU-2888.

A Guarantee Period for a Fixed Allocation begins:

■	when all or part of a net Purchase Payment is allocated to that particular Guarantee Period;
■	upon transfer of any of your Account Value to a Fixed Allocation for that particular Guarantee Period; or
■	when you “renew” a Fixed Allocation by electing a new Guarantee Period.

To the extent permitted by law, we may establish different interest rates for Fixed Allocations offered to a class of Owners who choose to participate in various optional investment programs we make available. This may include, but is not limited to, Owners who elect to use Fixed Allocations under a dollar cost averaging program (see “Do You Offer Dollar Cost Averaging?”) or the Balanced Investment Program.

Prudential Annuities may offer Fixed Allocations with Guarantee Periods of 3 months or 6 months exclusively for use as a short-term Fixed Allocation (“Short-term Fixed Allocations”). Short-term Fixed Allocations may only be established with your initial Purchase Payment or additional purchase payments. You may not transfer existing Account Value to a Short-term Fixed Allocation. We reserve the right to terminate offering these special purpose Fixed Allocations at any time.

On the Maturity Date of the Short-term Fixed Allocation, the Account Value will be transferred to the Sub-account(s) you choose at the inception of the program. If no instructions are provided, such Account Value will be transferred to the AST Money Market Sub-account. Short-term Fixed Allocations may not be renewed on the Maturity Date. If you surrender the Annuity or transfer any Account Value from the Short-term Fixed Allocation to any other investment option before the end of the Guarantee Period, a Market Value Adjustment will apply.

HOW DO YOU DETERMINE RATES FOR FIXED ALLOCATIONS?

We do not have a specific formula for determining the fixed interest rates for Fixed Allocations. Generally the interest rates we offer for Fixed Allocations will reflect the investment returns available on the types of investments we make to support our fixed rate guarantees. These investment types may include cash, debt securities guaranteed by the United States government and its agencies and instrumentalities, money market instruments, corporate debt obligations of different durations, private placements, asset-backed obligations and municipal bonds. In determining rates we also consider factors such as the length of the Guarantee Period for the Fixed Allocation, regulatory and tax requirements, liquidity of the markets for the type of investments we make, commissions, administrative and investment expenses, our insurance risks in relation to the Fixed Allocations, general economic trends and competition. Some of these considerations are similar to those we consider in determining the Insurance Charge that we deduct from Account Value allocated to the Sub-accounts. For some of the same reasons that we deduct the Insurance Charge against the Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Allocations, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would.

We will credit interest on a new Fixed Allocation in an existing Annuity at a rate not less than the rate we are then crediting to Fixed Allocations for the same Guarantee Period selected by new Annuity purchasers in the same class.

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The interest rate we credit for a Fixed Allocation may be subject to a minimum rate which may vary by state. Please refer to the Statement of Additional Information. In certain states, the interest rate may be subject to a minimum under state law or regulation.

HOW DOES THE MARKET VALUE ADJUSTMENT WORK?

If you transfer or withdraw Account Value from a MVA Fixed Allocation more than 30 days before the end of its Guarantee Period, we will adjust the value of your investment based on a formula, called a “Market Value Adjustment” or “MVA”. Under certain optional benefits (such as GRO and GRO Plus) a formula transfers amounts between the MVA Fixed Allocations and the Permitted Sub-accounts. The amount of any Market Value Adjustment can be either positive or negative, depending on the movement of a combination of Strip Yields on Strips and an Option-adjusted Spread (each as defined below) between the time that you purchase the Fixed Allocation and the time you make a transfer or withdrawal. The Market Value Adjustment formula compares the combination of Strip Yields for Strips and the Option-adjusted Spreads as of the date the Guarantee Period began with the combination of Strip Yields for Strips and the Option-adjusted Spreads as of the date the MVA is being calculated. Any Market Value Adjustment that applies will be subject to our rules for complying with applicable state law.

■	“Strips” are a form of security where ownership of the interest portion of United States Treasury securities are separated from ownership of the underlying principal amount or corpus.
■	“Strip Yields” are the yields payable on coupon Strips of United States Treasury securities.
■

“Option-adjusted Spread” is the difference between the yields on corporate debt securities (adjusted to disregard options on such securities) and government debt securities of comparable duration. We currently use the Merrill Lynch 1 to 10 year Investment Grade Corporate Bond Index of Option-adjusted Spreads.

MVA Formula

The MVA formula is applied separately to each MVA Fixed Allocation to determine the Account Value of the MVA Fixed Allocation on a particular date. The formula is as follows:

[(1+I)/(1+J+0.0010)]^(N/365)

where:

I is the Strip Yield as of the start date of the Guarantee Period for coupon Strips maturing at the end of the applicable Guarantee Period plus the Option-adjusted Spread. If there are no Strips maturing at that time, we will use the Strip Yield for the Strips maturing as soon as possible after the Guarantee Period ends.

J is the Strip Yield as of the date the MVA formula is being applied for coupon Strips maturing at the end of the applicable Guarantee Period plus the Option-adjusted Spread. If there are no Strips maturing at that time, we will use the Strip Yield for the Strips maturing as soon as possible after the Guarantee Period ends.

N is the number of days remaining in the original Guarantee Period.

The denominator of the MVA formula includes a factor, currently equal to 0.0010 or 0.10%. The factor is an adjustment that is applied when an MVA is assessed (regardless of whether the MVA is positive or negative) and, relative to when no factor is applied, will reduce the amount being surrendered or transferred from the MVA Fixed Allocation.

If you surrender your Annuity under the right to cancel provision, the MVA formula is:

[(1 + I)/(1 + J)]^(N/365)

MVA Examples

The following hypothetical examples show the effect of the MVA in determining Account Value. Assume the following:

■

You allocate $50,000 into a MVA Fixed Allocation (we refer to this as the “Allocation Date” in these examples) with a Guarantee Period of 5 years (we refer to this as the “Maturity Date” in these examples).

■	The Strip Yields for coupon Strips beginning on Allocation Date and maturing on Maturity Date plus the Option-adjusted Spread is 5.50% (I = 5.50%).
■	You make no withdrawals or transfers until you decide to withdraw the entire MVA Fixed Allocation after exactly three (3) years, at which point 730 days remain before the Maturity Date (N = 730).

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Example of Positive MVA

Assume that at the time you request the withdrawal, the Strip Yields for Strips maturing on the Maturity Date plus the Option-adjusted Spread is 4.00% (J = 4.00%). Based on these assumptions, the MVA would be calculated as follows:

MVA Factor = [(1+I)/(1+J+0.0010)]^(N/365) = [1.055/1.041]2 = 1.027078

Interim Value = $57,881.25

Account Value after MVA = Interim Value X MVA Factor = $59,448.56

Example of Negative MVA

Assume that at the time you request the withdrawal, the Strip Yields for Strips maturing on the Maturity Date plus the Option-adjusted Spread is 7.00% (J = 7.00%). Based on these assumptions, the MVA would be calculated as follows:

MVA Factor = [(1+I)/(1+J+0.0010)]^(N/365) = [1.055/1.071]2 = 0.970345

Interim Value = $57,881.25

Account Value after MVA = Interim Value X MVA Factor = $56,164.78.

WHAT HAPPENS WHEN MY GUARANTEE PERIOD MATURES?

The “Maturity Date” for a MVA Fixed Allocation is the last day of the Guarantee Period (note that the discussion in this section of Guarantee Periods is not applicable to the Fixed Allocations used with a dollar cost averaging program, the Benefit Fixed Rate Account, and the DCA Fixed Rate options). Before the Maturity Date, you may choose to renew the MVA Fixed Allocation for a new Guarantee Period of the same or different length or you may transfer all or part of that MVA Fixed Allocation’s Account Value to another MVA Fixed Allocation or to one or more Sub-accounts. We will not charge a MVA if you choose to renew a MVA Fixed Allocation on its Maturity Date or transfer the Account Value to one or more Sub-accounts. We will notify you before the end of the Guarantee Period about the fixed interest rates that we are currently crediting to all MVA Fixed Allocations that are being offered. The rates being credited to Fixed Allocations may change before the Maturity Date.

If you do not specify how you want a Fixed Allocation to be allocated on its maturity date, we will then transfer the Account Value in the Fixed Allocation to the AST Money Market Sub-account. You can then elect to allocate the Account Value to any of the Sub-accounts or to a new Fixed Allocation.

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ACCESS TO ACCOUNT VALUE

WHAT TYPES OF DISTRIBUTIONS ARE AVAILABLE TO ME?

During the accumulation period you can access your Account Value through partial withdrawals, Systematic Withdrawals, and where required for tax purposes, Required Minimum Distributions. You can also surrender your Annuity at any time. Depending on your instructions, we may deduct a portion of the Account Value being withdrawn or surrendered as a CDSC, if applicable. If you surrender your Annuity, in addition to any CDSC, we may deduct the Annual Maintenance Fee, any Tax Charge that applies and the charge for any optional benefits. We may also apply a Market Value Adjustment to MVA Fixed Allocations being withdrawn or surrendered. Certain amounts may be available to you each Annuity Year that are not subject to a CDSC. These are called “Free Withdrawals.” Unless you notify us differently, as permitted, withdrawals are taken pro-rata based on the Account Value in the investment options at the time we receive your withdrawal request. Each of these types of distributions is described more fully below.

If you participate in certain Lifetime Guaranteed Minimum Withdrawal Benefits, and you take a withdrawal deemed to be Excess Income that brings your Account Value to zero, both the benefit and the Annuity itself may terminate. See “Living Benefits” later in this prospectus for more information.

ARE THERE TAX IMPLICATIONS FOR DISTRIBUTIONS FROM NON-QUALIFIED ANNUITIES?

During the Accumulation Period

For federal income tax purposes, a distribution during the accumulation period is deemed to come first from any “gain” in your Annuity and second as a return of your “tax basis”, if any. Distributions from your Annuity are generally subject to ordinary income taxation on the amount of any investment gain unless the distribution qualifies as a non-taxable exchange or transfer. If you take a distribution prior to the taxpayer’s age 59 1/2, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain. You may wish to consult a professional tax advisor for advice before requesting a distribution.

During the Annuitization Period

During the annuitization period, a portion of each annuity payment is taxed as ordinary income at the tax rate you are subject to at the time of the payment. The Code and regulations have “exclusionary rules” that we use to determine what portion of each annuity payment should be treated as a return of any tax basis you have in your Annuity. Once the tax basis in your Annuity has been distributed, the remaining annuity payments are taxable as ordinary income. The tax basis in your Annuity may be based on the tax-basis from a prior contract in the case of a 1035 exchange or other qualifying transfer.

There may also be tax implications on distributions from qualified Annuities. See “Tax Considerations” for information about qualified Annuities and for additional information about nonqualified Annuities.

CAN I WITHDRAW A PORTION OF MY ANNUITY?

Yes, you can make a withdrawal during the accumulation period.

■

To meet liquidity needs, you can withdraw a limited amount from your Annuity during each Annuity Year without application of any CDSC. We call this the “Free Withdrawal” amount. The Free Withdrawal amount is not available if you choose to surrender your Annuity. Amounts withdrawn as a Free Withdrawal do not reduce the amount of CDSC that may apply upon a subsequent withdrawal or surrender of your Annuity. After any partial withdrawal, your Annuity must have a Surrender Value of at least $1,000, or we may treat the partial withdrawal request as a request to fully surrender your Annuity. The minimum Free Withdrawal you may request is $100.

■	You can also make withdrawals in excess of the Free Withdrawal amount. The minimum partial withdrawal you may request is $100.

To determine if a CDSC applies to partial withdrawals, we:

1.	First determine what, if any, amounts qualify as a Free Withdrawal. These amounts are not subject to the CDSC.
2.	Next determine what, if any, remaining amounts are withdrawals of Purchase Payments. Amounts in excess of the Free Withdrawal amount will be treated as withdrawals of Purchase Payments, as described in “Fees, Charges and Deductions – Contingent Deferred Sales Charge (“CDSC”)” earlier in this prospectus. These amounts may be subject to the CDSC. Purchase Payments are withdrawn on a first-in, first-out basis. (This step does not apply if all Purchase Payments have been previously withdrawn.)
3.	Withdraw any remaining amounts from any other Account Value. These amounts are not subject to the CDSC.

You may request a withdrawal for an exact dollar amount after deduction of any CDSC that applies (called a “net withdrawal”) or request a gross withdrawal from which we will deduct any CDSC that applies, resulting in less money being payable to you than the amount you requested. If you request a net withdrawal, the amount deducted from your Account Value to pay the CDSC may also be subject to a CDSC.

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Partial withdrawals may also be available following annuitization but only if you choose certain annuity payment options. (Note, however, that we do not permit commutation once annuity payments have commenced).

To request the forms necessary to make a withdrawal from your Annuity, call 1-888-PRU-2888 or visit our Internet Website at www.prudentialannuities.com.

HOW MUCH CAN I WITHDRAW AS A FREE WITHDRAWAL?

The maximum Free Withdrawal amount during each Annuity Year is equal to 10% of all purchase payments that are subject to a CDSC. Withdrawals made within an Annuity Year reduce the Free Withdrawal amount available for the remainder of the Annuity Year. If you do not make a withdrawal during an Annuity Year, you are not allowed to carry over the Free Withdrawal amount to the next Annuity Year.

CAN I MAKE PERIODIC WITHDRAWALS FROM MY ANNUITY DURING THE ACCUMULATION PERIOD?

Yes. Our systematic withdrawal program is an administrative program designed for you to withdraw a specified amount from your Annuity on an automated basis at the frequency you select (“systematic withdrawals”). This program is available to you at no additional charge. We may cease offering this program or change the administrative rules related to the program at any time on a non-discriminatory basis.

You may not have a systematic withdrawal program, as described in this section, if you are receiving substantially equal periodic payments under Sections 72(t) and 72(q) of the Internal Revenue Code or Required Minimum Distributions.

You may terminate your systematic withdrawal program at any time. Ownership changes to, and assignment of, your Annuity will terminate any systematic withdrawal program on the Annuity as of the effective date of the change or assignment. Requesting partial withdrawals while you have a systematic withdrawal program may also terminate your systematic withdrawal program as described below.

Systematic withdrawals can be made from your Account Value allocated to the Sub-accounts or certain MVA Options. Please note that systematic withdrawals may be subject to any applicable CDSC and/or an MVA. We will determine whether a CDSC applies and the amount in the same way as we would for a partial withdrawal.

The minimum amount for each systematic withdrawal is $100. If any scheduled systematic withdrawal is for less than $100 (which may occur under a program that provides payment of an amount equal to the earnings in your Annuity for the period requested), we may postpone the withdrawal and add the expected amount to the amount that is to be withdrawn on the next scheduled systematic withdrawal.

If you do not have an optional benefit, we will withdraw systematic withdrawals from the Investment Options you have designated (your “designated Investment Options”). If you do not designate Investment Options for systematic withdrawals, we will withdraw systematic withdrawals pro rata based on the Account Value in the Investment Options at the time we pay out your withdrawal. “Pro rata” means that the percentage of each Investment Option withdrawn is the same percentage that the Investment Option bears to the total Account Value. For any scheduled systematic withdrawal for which you have elected a specific dollar amount and have specified percentages to be withdrawn from your designated Investment Options, if the amounts in your designated Investment Options cannot satisfy such instructions, we will withdraw systematic withdrawals pro rata (as described above) based on the Account Value across all of your Investment Options.

If you have a Guaranteed Lifetime Minimum Withdrawal Benefit or the Guaranteed Minimum Withdrawal Benefit (GMWB) and elect, or have elected, to receive withdrawals under the benefit using our systematic withdrawal program, please be advised of the current administrative rules associated with this program:

■	Excluding Lifetime Five and GMWB, systematic withdrawals must be taken from your Account Value on a pro rata basis from the Investment Options at the time we process each withdrawal.
■

If you either have an existing or establish a new systematic withdrawal program for a) your Annual Income Amount, Annual Withdrawal Amount (only applicable to Lifetime Five), Protected Annual Withdrawal Amount (only applicable to GMWB) or LIA Amount (only applicable to a Lifetime Income Accelerator Benefit) or b) for a designated amount that is less than your Annual Income Amount, Protected Annual Withdrawal Amount, or LIA Amount, and we receive a request for a partial withdrawal from your Annuity in Good Order, we will process your partial withdrawal request and may cancel your systematic withdrawal program.

Gross Withdrawal or Net Withdrawal. Generally, you can request either a gross withdrawal or a net withdrawal. If, however, you are taking your withdrawal under your living benefit as described above through our Systematic Withdrawal program, you will only be permitted to take that withdrawal on a gross basis. In a gross withdrawal, you request a specific withdrawal amount with the understanding that the amount you actually receive is reduced by an applicable CDSC or tax withholding. In a net withdrawal, you request a withdrawal for an exact dollar amount with the understanding that any applicable deduction for CDSC or tax withholding is taken from your Account Value. This means that an amount greater than the amount of your requested withdrawal will be deducted

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from your Unadjusted Account Value. To make sure that you receive the full amount requested, we calculate the entire amount, including the amount generated due to the CDSC or tax withholding, that will need to be withdrawn. We then apply the CDSC or tax withholding to that entire amount. As a result, you will pay a greater CDSC or have more tax withheld if you elect a net withdrawal.

■

If you either have or establish a new systematic withdrawal program for an amount greater than your Annual Income Amount, Annual Withdrawal Amount, Protected Annual Withdrawal Amount or LIA Amount, it is important to note that these systematic withdrawals may result in Excess Income which will negatively impact your guaranteed withdrawal amounts available in future Annuity Years. Taking partial withdrawals in addition to your systematic withdrawal program will further increase the impact on your future guaranteed withdrawal amounts.

■	For a discussion of how a withdrawal of Excess Income would impact your optional living benefits, see “Living Benefits” later in this prospectus.

DO YOU OFFER A PROGRAM FOR WITHDRAWALS UNDER SECTION 72(T) OF THE INTERNAL REVENUE CODE?

Yes. If your Annuity is used as a funding vehicle for certain retirement plans that receive special tax treatment under Sections 401, 403(b), 408 or 408A of the Code, Section 72(t) of the Code may provide an exception to the 10% penalty tax on distributions made prior to age 59 1/2 if you elect to receive distributions as a series of “substantially equal periodic payments”. Distributions received under these provisions in any Annuity Year that exceed the maximum amount available as a free withdrawal will be subject to any applicable CDSC. We may apply a Market Value Adjustment to any MVA Fixed Allocations. To request a program that complies with Section 72(t), you must provide us with certain required information in writing on a form acceptable to us. We may require advance notice to allow us to calculate the amount of 72(t) withdrawals. The Surrender Value of your Annuity must be at least $20,000 before we will allow you to begin a program for withdrawals under Section 72(t). The minimum amount for any such withdrawal is $100 and payments may be made monthly, quarterly, semi-annually or annually.

You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments before age 59 1/2 that are not subject to the 10% penalty.

WHAT ARE REQUIRED MINIMUM DISTRIBUTIONS AND WHEN WOULD I NEED TO MAKE THEM?

(See “Tax Considerations” for a further discussion of Required Minimum Distributions.)

Required Minimum Distributions are a type of Systematic Withdrawal we allow to meet distribution requirements under Sections 401, 403(b) or 408 of the Code. Required Minimum Distribution rules do not apply to Roth IRAs during the Owner’s lifetime. Under the Code, you may be required to begin receiving periodic amounts from your Annuity. In such case, we will allow you to make Systematic Withdrawals in amounts that satisfy the Required Minimum Distribution rules under the Code. We do not assess a CDSC on Required Minimum Distributions from your Annuity if you are required by law to take such Required Minimum Distributions from your Annuity at the time it is taken, provided the amount withdrawn is the amount we calculate as the RMD and is paid out through a program of systematic withdrawals that we make available. However, a CDSC (if applicable) may be assessed on that portion of a Systematic Withdrawal that is taken to satisfy the Required Minimum Distribution provisions in relation to other savings or investment plans under other qualified retirement plans not maintained with Prudential Annuities. However, no MVA will be assessed on a withdrawal taken to meet RMD requirements applicable to your Annuity.

The amount of the Required Minimum Distribution for your particular situation may depend on other annuities, savings or investments. We will only calculate the amount of your Required Minimum Distribution based on the value of your Annuity. We require three (3) days advance written notice to calculate and process the amount of your payments. You may elect to have Required Minimum Distributions paid out monthly, quarterly, semi-annually or annually. The $100 minimum amount that applies to Systematic Withdrawals applies to monthly Required Minimum Distributions but does not apply to Required Minimum Distributions taken out on a quarterly, semi-annual or annual basis.

You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments and satisfying the Required Minimum Distribution provisions under the Code.

CAN I SURRENDER MY ANNUITY FOR ITS VALUE?

Yes. During the accumulation period you can surrender your Annuity at any time. Upon surrender, you will receive the Surrender Value. Upon surrender of your Annuity, you will no longer have any rights under the surrendered Annuity.

For purposes of calculating any applicable CDSC on surrender, the purchase payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior withdrawals under the Free Withdrawal provision or if your Account Value has declined in value due to negative market performance. In that scenario, we would determine the CDSC amount as the applicable percentage of the purchase payments being withdrawn, rather than as a percentage of the remaining Account Value or withdrawal request. Thus, the CDSC would be greater than if it were calculated as a percentage of remaining Account Value or withdrawal amount. We may apply a Market Value Adjustment to any MVA Fixed Allocations.

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Under certain annuity payment options, you may be allowed to surrender your Annuity for its then current value.

To request the forms necessary to surrender your Annuity, call 1-888-PRU-2888 or visit our Internet Website at www.prudentialannuities.com.

We apply as a threshold, in certain circumstances, a minimum Surrender Value of $1,000. If you purchase an Annuity without a lifetime guaranteed minimum withdrawal benefit, we will not allow you to take any withdrawals that would cause your Annuity’s Account Value, after taking the withdrawal, to fall below the minimum Surrender Value. Likewise, if you purchase an Annuity with certain lifetime guaranteed minimum withdrawal benefits, we will not allow you to take a Non-Lifetime Withdrawal (see “Living Benefits”) that would cause your Annuity’s Account Value, after taking the withdrawal, to fall below the minimum Surrender Value.

WHAT IS A MEDICALLY-RELATED SURRENDER AND HOW DO I QUALIFY?

Where permitted by law, you may request to surrender all or part of your Annuity prior to the Annuity Date without application of any otherwise applicable CDSC upon occurrence of a medically-related “Contingency Event” as described below (a “Medically-Related Surrender”). The requirements of such a surrender and waiver may vary by state. We may apply a Market Value Adjustment to any MVA Fixed Allocations. If you request a full surrender, the amount payable will be your Account Value minus, with respect to XT6, (a) the amount of any XTra Credits applied within 12 months prior to your request to surrender your Annuity (or as otherwise stipulated by applicable State law); and (b) the amount of any XTra Credits added in conjunction with any purchase payments received after our receipt of your request for a Medically-Related Surrender (e.g. purchase payments received at such time pursuant to a salary reduction program). With respect to partial surrenders, we similarly reserve the right to take back XTra Credits as described above (if allowed by State law).

This waiver of any applicable CDSC is subject to our rules in place at the time of your request, which currently include but are not limited to the following:

■	The Annuitant must have been named or any change of Annuitant must have been accepted by us, prior to the “Contingency Event” described below in order to qualify for a Medically-Related Surrender;
■	the Annuitant must be alive as of the date we pay the proceeds of such surrender request;
■	if the Owner is one or more natural persons, all such Owners must also be alive at such time;
■	we must receive satisfactory proof of the Annuitant’s confinement in a Medical Care Facility or Fatal Illness in writing on a form satisfactory to us; and
■	no additional purchase payments can be made to the Annuity.

A “Contingency Event” occurs if the Annuitant is:

■	first confined in a “Medical Care Facility” while your Annuity is in force and remains confined for at least 90 days in a row; or
■	first diagnosed as having a “Fatal Illness” while your Annuity is in force.

The definitions of “Medical Care Facility” and “Fatal Illness,” as well as additional terms and conditions, are provided in your Annuity. Specific details and definitions in relation to this benefit may differ in certain jurisdictions. This waiver is not available in Massachusetts.

WHAT TYPES OF ANNUITY OPTIONS ARE AVAILABLE?

We currently make available annuity options that provide fixed annuity payments. Your Annuity provides certain fixed annuity payment options. We do not guarantee to continue to make available any other option other than the fixed annuity payment options set forth in your Annuity. Fixed options provide the same amount with each payment. Adjustable options provide a fixed payment that is periodically adjusted based on current interest rates. Please refer to the “Living Benefits” section below for a description of annuity options that are available when you elect one of the living benefits. For additional information on annuity payment options you may request a Statement of Additional Information. You must annuitize your entire Account Value; partial annuitizations are not allowed.

You may choose an Annuity Date, an annuity option and the frequency of annuity payments. You may change your choices before the Annuity Date under the terms of your contract. A maximum Annuity Date may be required by law or under the terms of your Annuity. The Annuity Date may depend on the annuity option you choose. Certain annuity options may not be available depending on the age of the Annuitant. See section below entitled “How and When Do I Choose the Annuity Payment Option?”

Certain of these annuity options may be available as “settlement options” to Beneficiaries who choose to receive the Death Benefit proceeds as a series of payments instead of a lump sum payment.

Please note, with respect to XT6, you may not annuitize within the first three Annuity Years and with respect to ASAP III and APEX II, you may not annuitize within the first Annuity Year. With respect to the ASL II Annuity, you may annuitize immediately, if you wish.

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For Beneficiary Annuities, no annuity payments are available and all references to an Annuity Date are not applicable.

Option 1

Payments for Life: Under this option, income is payable periodically until the death of the “Key Life”. The “Key Life” (as used in this section) is the person or persons upon whose life annuity payments are based. No additional annuity payments are made after the death of the Key Life. Since no minimum number of payments is guaranteed, this option offers the largest amount of periodic payments of the life contingent annuity options. It is possible that only one payment will be payable if the death of the Key Life occurs before the date the second payment was due, and no other payments nor death benefits would be payable. Under this option, you cannot make a partial or full surrender of the annuity.

Option 2

Payments Based on Joint Lives: Under this option, income is payable periodically during the joint lifetime of two key lives, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the survivor’s death. No minimum number of payments is guaranteed under this option. It is possible that only one payment will be payable if the death of all the Key Lives occurs before the date the second payment was due, and no other payments or death benefits would be payable. Under this option, you cannot make a partial or full surrender of the annuity.

Option 3

Payments for Life with a Certain Period: Under this option, income is payable until the death of the Key Life. However, if the Key Life dies before the end of the period selected (5, 10 or 15 years), the remaining payments are paid to the Beneficiary until the end of such period. Under this option, you cannot make a partial or full surrender of the annuity. If this Annuity is issued as a Qualified Annuity contract and annuity payments begin after age 92, then this Option will be modified to permit a period certain that will end no later than the life expectancy of the annuitant defined under the IRS Required Minimum Distribution tables.

Option 4

Fixed Payments for a Certain Period: Under this option, income is payable periodically for a specified number of years. If the payee dies before the end of the specified number of years, the remaining payments are paid to the Beneficiary until the end of such period. Note that under this option, payments are not based on any assumptions of life expectancy. Therefore, that portion of the insurance charge assessed to cover the risk that Key Lives outlive our expectations provides no benefit to an Owner selecting this option. Under this option, you cannot make a partial or full surrender of the annuity.

We may make different annuity and settlement options available in the future. We do not guarantee to continue to make available any other option other than the fixed annuity payment options set forth in your contract.

HOW AND WHEN DO I CHOOSE THE ANNUITY PAYMENT OPTION?

Unless prohibited by law, we require that you elect either a life annuity or an annuity with a certain period of at least 5 years if any CDSC would apply were you to surrender your Annuity on the Annuity Date. Certain annuity payment options may not be available if your Annuity Date occurs during the period that a CDSC would apply.

You have a right to choose your Annuity Date, provided it is no later than the maximum Annuity Date that may be required by law or under the terms of your Annuity.

For Annuities issued prior to November 20, 2006:

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if you do not provide us with your Annuity Date, a default date for the Annuity Date will be the first day of the calendar month following the later of the Annuitant’s 85th birthday or the fifth anniversary of our receipt of your request to purchase an Annuity; and

■	unless you instruct us otherwise, the annuity payments, where allowed by law, will be calculated on a fixed basis under Option 3, Payments for Life with 10 years certain.

If you choose to defer the Annuity Date beyond the default date, the IRS may not consider your contract to be an annuity under the tax law. If that should occur, all gain in your Annuity at that time will become immediately taxable to you. Further, each subsequent year’s increase in Account Value would be taxable in that year. By choosing to continue to defer after the default date, you will assume the risk that your Annuity will not be considered an annuity for federal income tax purposes.

For Annuities issued on or after November 20, 2006:

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Unless we agree otherwise, the Annuity Date you choose must be no later than the first day of the calendar month coinciding with or next following the later of the oldest Owner’s or Annuitant’s 95th birthday, whichever occurs first, and the fifth anniversary of the Issue Date.

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If you do not provide us with your Annuity Date, the maximum date as described above will be the default date; and, unless you instruct us otherwise, we will pay you the annuity payments and the annuity payments, where allowed by law, will be calculated on a fixed basis under Option 3, Payments for Life with 10 years certain.

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Please note that annuitization essentially involves converting your Account Value to an annuity payment stream, the length of which depends on the terms of the applicable annuity option. Thus, once annuity payments begin, your death benefit is determined solely under the terms of the applicable annuity payment option, and you no longer participate in any optional living benefit (unless you have annuitized under that benefit).

HOW ARE ANNUITY PAYMENTS CALCULATED?

Fixed Annuity Payments

If you choose to receive fixed annuity payments, you will receive equal fixed-dollar payments throughout the period you select. The amount of the fixed payment will vary depending on the annuity payment option and payment frequency you select. Generally, the first annuity payment is determined by multiplying the Account Value, minus any state premium taxes that may apply, by the factor determined from our table of annuity rates. The table of annuity rates differs based on the type of annuity chosen and the frequency of payment selected. Our rates will not be less than our guaranteed minimum rates. These guaranteed minimum rates are derived from the a2000 Individual Annuity Mortality Table with an assumed interest rate of 3% per annum. Where required by law or regulation, such annuity table will have rates that do not differ according to the gender of the Key Life. Otherwise, the rates will differ according to the gender of the Key Life.

Adjustable Annuity Payments

We may make an adjustable annuity payment option available. Adjustable annuity payments are calculated similarly to fixed annuity payments except that on every fifth (5th) anniversary of receiving annuity payments, the annuity payment amount is adjusted upward or downward depending on the rate we are currently crediting to annuity payments. The adjustment in the annuity payment amount does not affect the duration of remaining annuity payments, only the amount of each payment.

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LIVING BENEFITS

DO YOU OFFER BENEFITS DESIGNED TO PROVIDE INVESTMENT PROTECTION FOR OWNERS WHILE THEY ARE ALIVE?

Prudential Annuities offers different optional benefits, for an additional charge, that can provide retirement income protection for Owners while they are alive. Optional benefits are not available if your Annuity is held as a Beneficiary Annuity. Notwithstanding the additional protection provided under the optional Living Benefit, the additional cost has the impact of reducing net performance of the investment options. Each optional benefit offers a distinct type of guarantee, regardless of the performance of the Sub-accounts, that may be appropriate for you depending on the manner in which you intend to make use of your Annuity while you are alive. We reserve the right to cease offering any of the living benefits. Depending on which optional benefit you choose, you can have flexibility to invest in the Sub-accounts while:

■	protecting a principal amount from decreases in value as of specified future dates due to investment performance;
■	taking withdrawals with a guarantee that you will be able to withdraw not less than a guaranteed benefit base over time;
■	guaranteeing a minimum amount of growth will be applied to your principal, if it is to be used as the basis for certain types of lifetime income payments or lifetime withdrawals; or
■	providing spousal continuation of certain benefits.

The “living benefits” are as follows:

Guaranteed Return Option Plus II (GRO Plus II)

Highest Daily Guaranteed Return Option II (HD GRO II)

Guaranteed Return Option (GRO)1

Guaranteed Return Option Plus (GRO Plus)1

Guaranteed Return Option Plus 2008 (GRO Plus 2008)1

Highest Daily Guaranteed Return Option (Highest Daily GRO)1

Guaranteed Minimum Withdrawal Benefit (GMWB)1

Guaranteed Minimum Income Benefit (GMIB)1

Lifetime Five Income Benefit and Spousal Lifetime Five Income Benefit1

Highest Daily Lifetime Five Income Benefit1

Highest Daily Lifetime Seven Income Benefit1

Spousal Highest Daily Lifetime Seven Income Benefit1

Highest Daily Lifetime Seven with Beneficiary Income Option Income Benefit1

Highest Daily Lifetime Seven with Lifetime Income Accelerator Income Benefit1

Spousal Highest Daily Lifetime Seven with Beneficiary Income Option Income Benefit1

Highest Daily Lifetime 7 Plus Income Benefit1

Spousal Highest Daily Lifetime 7 Plus Income Benefit1

Highest Daily Lifetime 7 Plus with Beneficiary Income Option Benefit1

Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator Benefit1

Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option Benefit1

Highest Daily Lifetime 6 Plus Income Benefit1

Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator1

Spousal Highest Daily Lifetime 6 Plus Income Benefit1

(1)	No longer available for new elections.

Here is a general description of each kind of living benefit that exists under this Annuity:

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Guaranteed Minimum Accumulation Benefits. The common characteristic of these benefits is that a specified amount of your annuity value is guaranteed at some point in the future. For example, under our Highest Daily GRO II benefit, we make an initial guarantee that your annuity value on the day you start the benefit will not be any less ten years later. If your annuity value is less on that date, we use our own funds to give you the difference. Because the guarantee inherent in the guaranteed minimum accumulation benefit does not take effect until a specified number of years into the future, you should elect such a benefit only if your investment time horizon is of at least that duration. Please note that these guaranteed minimum accumulation benefits require your participation in certain predetermined mathematical formulas that may transfer your Account Value between certain permitted Sub-accounts and a bond portfolio Sub-account (or MVA Fixed Allocations, for certain of the benefits). The portfolio restrictions and the use of each formula may reduce the likelihood that we will be required to make payments to you under the living benefits.

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Guaranteed Minimum Income Benefit or (“GMIB”). As discussed elsewhere in this Prospectus, you have the right under your Annuity to ask us to convert your accumulated annuity value into a series of annuity payments. Generally, the smaller the amount of your annuity value, the smaller the amount of your annuity payments. GMIB addresses this risk, by guaranteeing a certain amount of appreciation in the amount used to produce annuity payments. Thus, even if your annuity value goes down in value, GMIB guarantees that the amount we use to determine the amount of the annuity payments will go up in value by the prescribed amount. You should select GMIB only if you are prepared to delay your annuity payments for the required waiting period and if you anticipate needing annuity payments. This benefit is no longer available for new elections.

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Guaranteed Minimum Withdrawal Benefit or (“GMWB”). This benefit is designed for someone who wants to access the annuity’s value through withdrawals over time, rather than by annuitizing. This benefit guarantees that a specified amount will be available for withdrawal over time, even if the value of the annuity itself has declined. Please note that there is a maximum Annuity Date under your Annuity, by which date annuity payments must commence. This benefit is no longer available for new elections.

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Lifetime Guaranteed Minimum Withdrawal Benefits. These benefits also are designed for someone who wants to access the annuity’s value through withdrawals over time, rather than by annuitizing. These benefits differ, however, in that the withdrawal amounts are guaranteed for life (or until the second to die of spouses). The way that we establish the guaranteed amount that, in turn, determines the amount of the annual lifetime payments varies among these benefits. Under our Highest Daily Lifetime 6 Plus benefit, for example, the guaranteed amount generally is equal to your highest daily Account Value, appreciated at six percent annually. Please note that there is a maximum Annuity Date under your Annuity, by which date annuity payments must commence. Certain of these benefits are no longer available for new elections. Under any of the Guaranteed Lifetime Withdrawal Benefits (e.g., Highest Daily Lifetime 6 Plus), withdrawals in excess of the Annual Income Amount, called “Excess Income,” will result in a permanent reduction in future guaranteed withdrawal amounts. If you purchased your contract in New York and wish to withdraw Excess Income but are uncertain how it will impact your future guaranteed withdrawal amounts, you may contact us prior to requesting the withdrawal to obtain a personalized, transaction-specific calculation showing the effect of taking the withdrawal.

Finally, please note that certain of these benefits require your participation in a predetermined mathematical formula that may transfer your Account Value between certain permitted Sub-accounts and a bond portfolio Sub-account (or the general account, for one of the benefits). Although not guaranteed, the optional living benefit investment requirements and the applicable formula are designed to reduce the difference between your Account Value and our liability under the benefit. Minimizing such difference generally benefits us by decreasing the risk that we will use our own assets to make benefit payments to you. Though the investment requirements and formulas are designed to reduce risk, they do not guarantee any appreciation of your Account Value. In fact, they could mean that you miss appreciation opportunities in other investment options. We are not providing you with investment advice through the use of any of the formulas. In addition, the formulas do not constitute an investment strategy that we are recommending to you.

In general, with respect to our lifetime guaranteed withdrawal benefits (e.g., Highest Daily Lifetime 6 Plus), please be aware that although a given withdrawal may qualify as a free withdrawal for purposes of not incurring a CDSC, the amount of the withdrawal could exceed the Annual Income Amount under the benefit and thus be deemed “Excess Income” – thereby reducing your Annual Income Amount for future years.

Please refer to the benefit descriptions that follow for a complete description of the terms, conditions and limitations of each optional benefit. Investment restrictions apply if you elect certain optional living benefits. See the chart in the “Investment Options” section of the Prospectus for a list of investment options available and permitted with each benefit. We reserve the right to terminate this benefit if you allocate funds into non-permitted Investment Options. You should consult with your Financial Professional to determine if any of these optional benefits may be appropriate for you based on your financial needs. There are many factors to consider, but we note that among them you may want to evaluate the tax implications of these different approaches to meeting your needs, both between these benefits and in comparison to other potential solutions to your needs (e.g., comparing the tax implications of the withdrawal benefit and annuity payments and comparing annuity benefits with benefits of other products).

Termination of Existing Benefits and Election of New Benefits

If you currently own an Annuity with an optional living benefit that is terminable, you may terminate the benefit rider and elect one of the currently available benefits, subject to availability of the benefit at that time and our then current rules. There is currently no waiting period to make a new benefit election (you may elect a new benefit beginning on the next Valuation Day) provided that the benefit being elected is available for election post-issue. We reserve the right to waive, change and/or further limit availability and election frequencies in the future. Check with your Financial Professional regarding the availability of re-electing or electing a benefit and any waiting period. The benefit you re-elect or elect may be more expensive than the benefit you are terminating. Note that once you terminate an existing benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. You should carefully consider whether terminating your existing benefit and electing a new benefit is appropriate for you. There is no guarantee that any benefit will be available for election at a later date.

Certain living benefits involve your participation in a pre-determined mathematical formula that may transfer your Account Value between the Sub-accounts you have chosen and certain bond portfolio Sub-accounts of AST and/or our general account. The formulas may differ among the living benefits that employ a formula. Such different formulas may result in different transfers of Account Value over time.

Prior to a recent Supreme Court decision, and consistent with Section 3 of the federal Defense of Marriage Act (“DOMA”), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in United States v. Windsor, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing for federal law purposes

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a valid same sex marriage. The Windsor decision means that the favorable tax benefits afforded by the federal tax law to an opposite sex spouse under the Internal Revenue Code (IRC) are now available to a same sex spouse.

On August 29, 2013, the Internal Revenue Service (“IRS”) issued guidance on its position regarding same sex marriages for federal tax purposes. If a couple is married in a jurisdiction (including a foreign country) that recognizes same sex marriages, that marriage will be recognized for all federal tax purposes regardless of the law in the jurisdiction where they reside. However, the IRS did not recognize civil unions and registered domestic partnerships as marriages for federal tax purposes. Currently, if a state does not recognize a civil union or a registered domestic partnership as a marriage, it is not a marriage for federal tax purposes.

There are several unanswered questions regarding the scope and impact of the Windsor case both as to the application of federal and state tax law. Absent further guidance from a state to the contrary, we will tax report and withhold at the state level consistent with the characterization of a given transaction under federal tax law (for example, a tax free rollover).

Please consult with your tax or legal advisor before electing the Spousal Benefit for a same sex spouse or civil union partner.

GUARANTEED RETURN OPTION PLUS II (GRO Plus II)

You can elect this benefit on the Issue Date of your Annuity, or at any time thereafter if available. In addition, you may cancel GRO Plus II and then re-elect the benefit beginning on the next Valuation Day if available, provided that your Account Value is allocated as required by the benefit and you otherwise meet our eligibility rules. If you cancel the benefit, you lose all guarantees that you had accumulated under the benefit. The initial guarantee under the newly-elected benefit will be based on your current Account Value at the time the new benefit becomes effective on your Annuity. GRO Plus II is not available if you participate in any other optional living benefit. However, GRO Plus II may be elected together with any optional death benefit, other than the Highest Daily Value Death Benefit and the Plus40 Optional Life Insurance Rider. As detailed below under “Key Feature – Allocation of Account Value”, your participation in this benefit among other things entails your participation in a program that, as dictated by a predetermined mathematical formula, may transfer your Account Value between your elected Sub-accounts and an AST bond portfolio Sub-account.

Under GRO Plus II, we guarantee that the Account Value on the date that the benefit is added to your Annuity (adjusted for subsequent purchase payments and withdrawals as detailed below) will not be any less than that original value on the seventh anniversary of benefit election and each anniversary thereafter. We refer to this initial guarantee as the “base guarantee.” In addition to the base guarantee, GRO Plus II offers the possibility of an enhanced guarantee. You may “manually” lock in an enhanced guarantee once per “benefit year” (i.e., a year beginning on the date you acquired the benefit and each anniversary thereafter) if your Account Value on that Valuation Day exceeds the amount of any outstanding base guarantee or enhanced guarantee. If you elect to manually lock-in an enhanced guarantee on an anniversary of the effective date of the benefit, that lock-in will not count toward the one elective manual lock-in you may make each benefit year. We guarantee that the Account Value locked-in by that enhanced guarantee will not be any less seven years later, and each anniversary of that date thereafter. In addition, you may elect an automatic enhanced guarantee feature under which, if your Account Value on a benefit anniversary exceeds the highest existing guarantee by 7% or more, we guarantee that such Account Value will not be any less seven benefit anniversaries later and each benefit anniversary thereafter. You may maintain only one enhanced guarantee in addition to your base guarantee. Thus, when a new enhanced guarantee is created, it cancels any existing enhanced guarantee. However, the fact that an enhanced guarantee was effected automatically on a benefit anniversary does not prevent you from “manually” locking-in an enhanced guarantee during the ensuing benefit year. Conversely, the fact that you “manually” locked in an enhanced guarantee does not preclude the possibility of an automatic enhanced guarantee on the subsequent benefit anniversary. Please note that upon creation of a new enhanced guarantee, an immediate transfer to an AST bond portfolio Sub-account (which is used as part of this benefit) may occur depending on the discount rate (as described below) used to determine the present value of each of your guarantees. You may elect to terminate an enhanced guarantee without also terminating the base guarantee. If you do, any amounts held in the AST bond portfolio Sub-account with respect to that enhanced guarantee will be transferred to your other Sub-accounts in accordance with your most recent allocation instructions (see below “Key Feature – Allocation of Account Value”). Amounts held in an AST bond portfolio Sub-account with respect to the base guarantee will not be transferred as a result of the termination of an enhanced guarantee. You may not lock in an enhanced guarantee, either manually or through our optional automatic program, within seven years of the date by which annuity payments must commence under the terms of your Annuity (please see “How and When Do I Choose The Annuity Payment Option?” for further information on your maximum Annuity Date). The inability to lock in an enhanced guarantee referenced in the immediately preceding sentence also applies to a new Owner who has acquired the Annuity from the original Owner.

In general, we refer to a date on which the Account Value is guaranteed to be present as the “maturity date”. If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the AST bond portfolio Sub-account used with this benefit and described below) in accordance with your most recent allocation instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts on a pro rata basis, unless your Account Value is being allocated according to an asset allocation program, in such case your Account Value will be transferred according to the program. The guarantees provided by the benefit exist only on the applicable maturity date(s). However, due to the ongoing

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monitoring of your Account Value, and the transfer of Account Value to support our future guarantees, the benefit may provide some protection from significant Sub-account losses. For this same reason, the benefit may limit your ability to benefit from Sub-account increases while it is in effect.

We increase both the base guarantee and any enhanced guarantee by the amount of each Purchase Payment (including any associated purchase Credits) made subsequent to the date that the guarantee was established. For example, if the effective date of the benefit was January 1, 2010 and the Account Value was $100,000 on that date, then a $30,000 Purchase Payment made on March 30, 2011 would increase the base guarantee amount to $130,000.

If you make a withdrawal (including any CDSC), we effect a proportional reduction to each existing guarantee amount. We calculate a proportional reduction by reducing each existing guarantee amount by the percentage represented by the ratio of the withdrawal amount (including any CDSC) to your Account Value immediately prior to the withdrawal.

If you make a withdrawal, we will deduct the withdrawal amount pro rata from each of your Sub-accounts (including the AST bond portfolio Sub-account used with this benefit).

Any partial withdrawal for payment of any third party investment advisory service will be treated as a withdrawal, and will reduce each guarantee amount proportionally, in the manner indicated above.

EXAMPLE

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of a withdrawal on each guarantee amount under this benefit.

Assume the following:

■	The Issue Date is December 1, 2010
■	The benefit is elected on December 1, 2010
■	The Account Value on December 1, 2010 is $200,000, which results in a base guarantee of $200,000
■	An enhanced guarantee amount of $300,000 is locked in on December 1, 2011
■	The Account Value immediately prior to the withdrawal is equal to $300,000
■

For purposes of simplifying these assumptions, we assume hypothetically that no CDSC is applicable (in general, a CDSC could be inapplicable based on the Free Withdrawal provision, if the withdrawal was within the CDSC period)

If a withdrawal of $50,000 is taken on December 15, 2011, all guarantee amounts will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

Here is the calculation (figures are rounded):

Withdrawal Amount	$50,000
Divided by Account Value before withdrawal	$300,000
Equals ratio	16.67%
All guarantees will be reduced by the above ratio (16.67%)
Base guarantee amount	$166,667
Enhanced guarantee amount	$250,000

Key Feature – Allocation of Account Value

We limit the Sub-accounts to which you may allocate Account Value if you elect GRO Plus II. For purposes of this benefit, we refer to those permitted investment options (other than the required bond portfolio Sub-accounts discussed below) as the “Permitted Sub-accounts.”

GRO Plus II uses a predetermined mathematical formula to help manage your guarantees through all market cycles. Because the formula is made part of your Rider schedule supplement, the formula applicable to you may not be altered once you elect the benefit. However, subject to regulatory approval, we do reserve the right to amend the formula for newly-issued Annuities that elect or re-elect GRO Plus II and for existing Annuities that elect the benefit post-issue. This required formula helps us manage our financial exposure under GRO Plus II, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve the value of these assets, by transferring them to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to the Sub-accounts corresponding to these bond portfolios collectively as the “AST bond portfolio Sub-accounts”. The formula also contemplates the transfer of Account Value from an AST bond portfolio Sub-account to the other Sub-accounts in certain other scenarios. The formula is set forth in Appendix O of this prospectus, and applies to both (a) GRO Plus II and (b) elections of HD GRO II made prior to July 16, 2010. A summary description of each AST bond portfolio Sub-account appears within the section entitled “What Are The Investment Objectives and Policies Of The Portfolios?”. You can find a copy of the AST bond portfolio prospectus by going to www.prudentialannuities.com.

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For purposes of operating the GRO Plus II formula, we have included within this Annuity several AST bond portfolio Sub-accounts. Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2020, an AST bond portfolio whose underlying investments generally mature in 2021, and so forth. As discussed below, the formula determines the appropriate AST bond portfolio Sub-Account to which Account Value is transferred. We will introduce new AST bond portfolio Sub-accounts in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit (and the Highest Daily GRO benefits). If you have elected GRO Plus II, you may have Account Value allocated to an AST bond portfolio Sub-account only by operation of the predetermined mathematical formula, and thus you may not allocate purchase payments to or make transfers to or from such a Sub-account. Please see the prospectus for the Advanced Series Trust for more information about each AST bond portfolio used with this benefit.

Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. On any day a transfer into or out of the AST bond portfolio Sub-account is made the formula may dictate that a transfer out of one AST bond portfolio Sub-account be made into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the “current liability”, as described below. As indicated, the AST bond portfolio Sub-accounts are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, in accordance with the formula applicable to you under the benefit, we determine which AST bond portfolio Sub-account your Account Value is transferred to, and under what circumstances a transfer is made. Please note that upon creation of a new enhanced guarantee, an immediate transfer to the AST Bond Portfolio Sub-account associated with the “current liability” may occur, depending on the discount rate (as described in the next paragraph) used to determine the present value of each of your guarantees. As such, a low discount rate could cause a transfer of Account Value into an AST bond portfolio Sub-account, despite the fact that your Account Value had increased.

In general, the formula works as follows. On each Valuation Day, the formula automatically performs an analysis with respect to each guarantee that is outstanding. For each outstanding guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable “discount rate”, would equal the applicable guarantee amount on the maturity date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing that interest rate by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the “current liability: in the formula. The formula compares the current liability to the amount of your Account Value held within the AST bond portfolio Sub-account and to your Account Value held within the Permitted Sub-accounts. If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount held within the Permitted Sub-accounts, exceeds an upper target value (currently, 85%), then the formula will make a transfer into the AST bond portfolio Sub-account, in the amount dictated by the formula (subject to the 90% cap discussed below). If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount within your other Sub-accounts, is less than a lower target value (currently, 79%), then the formula will transfer Account Value within the AST bond portfolio Sub-account into the Permitted Sub-accounts in the amount dictated by the formula.

The formula will not execute a transfer to the AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the AST bond portfolio Sub-account (“90% cap”). Thus, on any Valuation Day, if the formula would require a transfer to the AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the AST bond portfolio Sub-account will not be made (regardless of the performance of the AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST bond portfolio Sub-account. Once this transfer occurs out of the AST bond portfolio Sub-account, future amounts may be transferred to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have elected, your Account Value could be more than 90% invested in the AST bond portfolio Sub-account. If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST bond portfolio Sub-account at least until there is first a transfer out of the AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the AST bond portfolio Sub-account (at least until there is first a transfer out of the AST bond portfolio Sub-account).

For example,

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March 19, 2010 – a transfer is made to the AST bond portfolio Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

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March 20, 2010 – you make an additional purchase payment of $10,000. No transfers have been made from the AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2010.

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On March 20, 2010 (and at least until first a transfer is made out of the AST bond portfolio Sub-account under the formula) –the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the AST bond portfolio Sub-account).

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Once there is a transfer out of the AST bond portfolio Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST bond portfolio Sub-account as dictated by the formula.

As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees, as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts. Therefore, at any given time, some, none, or most of your Account Value may be allocated to the AST bond portfolio Sub-accounts.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST bond portfolio Sub-accounts pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

■	The difference between your Account Value and your guarantee amount(s);
■	The amount of time until the maturity of your guarantee(s);
■	The amount invested in, and the performance of, the Permitted Sub-accounts;
■	The amount invested in, and the performance of, the AST bond portfolio Sub-accounts;
■	The discount rate used to determine the present value of your guarantee(s);
■	Additional purchase payments, if any, that you make to the Annuity; and
■	Withdrawals, if any, taken from the Annuity.

Any amounts invested in the AST bond portfolio Sub-accounts will affect your ability to participate in a subsequent market recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the market recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected. The AST bond portfolio Sub-accounts are available only with these benefits, and you may not allocate purchase payments to or transfer Account Value to or from the AST bond portfolio Sub-accounts.

Transfers under the formula do not impact any guarantees under the benefit that have already been locked-in.

Election/Cancellation of the Benefit

GRO Plus II can be elected on the Issue Date of your Annuity, or on any Valuation Day thereafter, provided that your Account Value is allocated in a manner permitted with the benefit and that you otherwise meet our eligibility rules. You may elect GRO Plus II only if the oldest of the Owner and Annuitant is 84 or younger on the date of election (80 or younger, in New York). If you currently participate in a living benefit that may be cancelled, you may terminate that benefit at any time and elect GRO Plus II. However you will lose all guarantees that you had accumulated under those benefits. The base guarantee under GRO Plus II will be based on your current Account Value at the time the new benefit becomes effective on your Annuity.

GRO Plus II will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or (d) upon full surrender of the Annuity. If you elect to terminate the benefit, GRO Plus II will no longer provide any guarantees. The charge for the GRO Plus II benefit will no longer be deducted from your Account Value upon termination of the benefit.

If you wish, you may cancel the GRO Plus II benefit. You may also cancel an enhanced guarantee, but leave the base guarantee intact. Upon cancellation, you may elect any other currently available living benefit beginning on the next Valuation Day after you have cancelled the GRO Plus II benefit, provided that your Account Value is allocated in a manner permitted with the benefit and that you otherwise meet our eligibility rules. Upon cancellation of the GRO Plus II benefit, any Account Value allocated to the AST bond portfolio Sub-account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro rata (i.e., in direct proportion to your current allocations). Upon your re-election of GRO Plus II, Account Value may be transferred between the AST bond portfolio Sub-accounts and the Permitted Sub-accounts according to the predetermined mathematical formula (see “Key Feature – Allocation of Account Value” above for

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more details). It is possible that over time the formula could transfer some, none, or most of the Account Value to the AST bond portfolio Sub-accounts under GRO Plus II. You also should be aware that upon cancellation of the GRO Plus II benefit, you will lose all guarantees that you had accumulated under the benefit. Thus, the guarantees under any newly-elected benefit will be based on your current Account Value at benefit effectiveness. The benefit you elect or re-elect may be more expensive than the benefit you cancel. Once the GRO Plus II benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the GRO Plus II benefit provided that the benefit you are looking to elect is available on a post-issue basis.

There is no guarantee that any benefit will be available for election at a later date.

Special Considerations under GRO Plus II

This benefit is subject to certain rules and restrictions, including, but not limited to the following:

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Upon inception of the benefit, 100% of your Account Value must be allocated to the Permitted Sub-accounts. The Permitted Sub-accounts are those described in the Investment Options section of this prospectus. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.

■	Transfers to and from your elected Sub-accounts and an AST bond portfolio Sub-account will not count toward the maximum number of free transfers allowable under the Annuity.
■	Any amounts applied to your Account Value by us on a maturity date will not be treated as “investment in the contract” for income tax purposes.
■	As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.
■

We currently limit the Sub-accounts to which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

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If you elect this benefit, and in connection with that election you are required to reallocate to different investment options permitted under this benefit, then on the Valuation Day on which we receive your request in Good Order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in the permitted investment options that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

Charges under the Benefit

We deduct an annualized charge equal to 0.60% of the average daily net assets of the Sub-accounts (including any AST bond portfolio Sub-account) for participation in the GRO Plus II benefit. The annual charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on a maturity date is less than the amount guaranteed and (b) administration of the benefit. You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.

HIGHEST DAILY GUARANTEED RETURN OPTION II (HD GRO II)

You can elect this benefit on the Issue Date of your Annuity, or at any time thereafter if available. In addition, you may cancel HD GRO II and then re-elect the benefit beginning on the next Valuation Day if available, provided that your Account Value is allocated as required by the benefit and that you otherwise meet our eligibility rules. If you cancel the benefit, you lose all guarantees that you had accumulated under the benefit. The initial guarantee under the newly-elected benefit will be based on your current Account Value at the time the new benefit becomes effective on your Annuity. HD GRO II is not available if you participate in any other living benefit. However, HD GRO II may be elected together with any optional death benefit, other than the Highest Daily Value Death Benefit or the Plus40 Optional Life Insurance Rider. As detailed below under “Key Feature – Allocation of Account Value”, your participation in this benefit among other things entails your participation in a program that, as dictated by a predetermined mathematical formula, may transfer your Account Value between your elected Sub-accounts and an AST bond portfolio Sub-account.

HD GRO II creates a series of separate guarantees, each of which is based on the highest Account Value attained on a day during the applicable time period. As each year of your participation in the benefit passes, we create a new guarantee. Each guarantee then remains in existence until the date on which it matures (unless the benefit terminates sooner). We refer to each date on which the specified Account Value is guaranteed as the “maturity date” for that guarantee. HD GRO II will not create a guarantee if the maturity date of that guarantee would extend beyond the date by which annuity payments must commence under the terms of your Annuity. This is true even with respect to a new Owner who has acquired the Annuity from the original Owner.

The guarantees provided by the benefit exist only on the applicable maturity date(s). However, due to the ongoing monitoring of your Account Value, and the transfer of Account Value to support our future guarantees, the benefit may provide some protection from significant Sub-account losses. For this same reason, the benefit may limit your ability to benefit from Sub-account increases while it is in effect.

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The initial guarantee is created on the day that the HD GRO II benefit is added to your Annuity. We guarantee that your Account Value on the tenth anniversary of that day (we refer to each such anniversary as a “benefit anniversary”) will not be less than your Account Value on the day that the HD GRO II benefit was added or re-added to your Annuity. Each benefit anniversary thereafter, we create a new guarantee. With respect to each such subsequent guarantee, we identify the highest Account Value that occurred between the date of that benefit anniversary and the date on which HD GRO II was added to your Annuity. We guarantee that your Account Value ten years after that benefit anniversary will be no less than the highest daily Account Value that occurred during that time period. The following example illustrates the time period over which we identify the highest daily Account Value for purposes of each subsequent guarantee under the benefit. If the date of benefit election were January 1, 2010, we would create a guarantee on January 1, 2014 based on the highest Account Value achieved between January 1, 2010 and January 1, 2014, and that guarantee would mature on January 1, 2024. As described below, we adjust each of the guarantee amounts for purchase payments and withdrawals.

If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the AST bond portfolio Sub-account used with this benefit and described below) in accordance with your most recent allocations instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts on a pro rata basis, unless your Account Value is being allocated according to an asset allocation program, in such case your Account Value will be transferred according to the program.

We increase the amount of each guarantee that has not yet reached its maturity date, as well as the highest daily Account Value that we calculate to establish a guarantee, by the amount of each Purchase Payment (including any associated purchase Credits) made prior to the applicable maturity date. For example, if the effective date of the benefit was January 1, 2010, and there was an initial guaranteed amount that was set at $100,000 maturing January 1, 2020, and a second guaranteed amount that was set at $120,000 maturing January 1, 2021, then a $30,000 Purchase Payment made on March 30, 2011 would increase the guaranteed amounts to $130,000 and $150,000, respectively.

If you make a withdrawal (including any CDSC), we effect a proportional reduction to each existing guarantee amount. We calculate a proportional reduction by reducing each existing guarantee amount by the percentage represented by the ratio of the withdrawal amount (including any CDSC) to your Account Value immediately prior to the withdrawal.

If you make a withdrawal, we will deduct the withdrawal amount pro rata from each of your Sub-accounts (including the AST bond portfolio Sub-account used with this benefit).

Any partial withdrawal for payment of any third party investment advisory service will be treated as a withdrawal, and will reduce each guarantee amount proportionally, in the manner indicated above.

EXAMPLE

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of a withdrawal on each guarantee amount under this benefit.

Assume the following:

■	The Issue Date is December 1, 2010
■	The benefit is elected on December 1, 2010
■	The Account Value on December 1, 2010 is $200,000, which results in an initial guarantee of $200,000
■	An additional guarantee amount of $300,000 is locked in on December 1, 2011
■	The Account Value immediately prior to the withdrawal is equal to $300,000
■

For purposes of simplifying these assumptions, we assume hypothetically that no CDSC is applicable (in general, a CDSC could be inapplicable based on the Free Withdrawal provision, if the withdrawal was within the CDSC period)

If a withdrawal of $50,000 is taken on December 15, 2011, all guarantee amounts will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

Here is the calculation (figures are rounded):

Withdrawal Amount	$50,000
Divided by Account Value before withdrawal	$300,000
Equals ratio	16.67%
All guarantees will be reduced by the above ratio (16.67%)
Initial guarantee amount	$166,667
Additional guarantee amount	$250,000

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Key Feature – Allocation of Account Value

We limit the Sub-accounts to which you may allocate Account Value if you elect HD GRO II. For purposes of this benefit, we refer to those permitted investment options (other than the AST bond portfolio used with this benefit) as the “Permitted Sub-accounts”.

HD GRO II uses a predetermined mathematical formula to help manage your guarantees through all market cycles. The formula applicable to you may not be altered once you elect the benefit. However, subject to regulatory approval, we do reserve the right to amend the formula for existing Annuities that elect the benefit post-issue. This required formula helps us manage our financial exposure under HD GRO II, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve Account Value, by transferring it to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to the Sub-accounts corresponding to these bond portfolios collectively as the “AST bond portfolio Sub-accounts”. The formula also contemplates the transfer of Account Value from an AST bond portfolio Sub-account to the other Sub-accounts. The formula is set forth in Appendix Q of this prospectus. A summary description of each AST bond portfolio Sub-account appears within the prospectus section entitled “Investment Options”. In addition, you can find a copy of the AST bond portfolio prospectus by going to www.prudentialannuities.com.

For purposes of operating the HD GRO II formula, we have included within each Annuity several AST bond portfolio Sub-accounts. Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2020, an AST bond portfolio whose underlying investments generally mature in 2021, and so forth. As discussed below, the formula determines the appropriate AST bond portfolio Sub-account to which Account Value is transferred. We will introduce new AST bond portfolio Sub-accounts in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit. If you have elected HD GRO II, you may have Account Value allocated to an AST bond portfolio Sub-account only by operation of the formula, and thus you may not allocate Purchase Payments to or make transfers to or from an AST bond portfolio Sub-account.

Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. The formula determines the appropriate AST bond portfolio Sub-account to which Account Value is transferred. On any day a transfer into or out of the AST bond portfolio Sub-account is made the formula may dictate that a transfer out of one AST bond portfolio Sub-account be made into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the “current liability”, as described below. As indicated, the formula and AST bond portfolio Sub-accounts are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, the applicable formula under the benefit determines which AST bond portfolio Sub-account your Account Value is transferred to, and under what circumstances a transfer is made.

In general, the formula works as follows. Under the formula, Account Value transfers between the “Permitted Sub-accounts” and an AST bond portfolio Sub-account when dictated. On each Valuation Day, including the effective date of the benefit, the pre-determined mathematical formula is used to compare your Account Value to an amount based on the guarantees provided under the benefit. The formula determines whether a transfer occurs based, among other things, on an identification of the outstanding guarantee that has the largest present value. Based on the formula, a determination is made as to whether any portion of your Account Value is to be transferred to or from the AST bond portfolio Sub-account. In identifying those guarantees, we consider each guarantee that already has been set (i.e., on a benefit anniversary), as well as an amount that we refer to as the “Projected Future Guarantee.” The “Projected Future Guarantee” is an amount equal to the highest Account Value (adjusted for withdrawals, additional Purchase Payments, and any associated Credits as described in the section of the prospectus concerning HD GRO II) within the current benefit year that would result in a new guarantee. For the Projected Future Guarantee, the assumed guarantee period begins on the current Valuation Day and ends 10 years from the next anniversary of the effective date of the benefit. As such, a Projected Future Guarantee could cause a transfer of Account Value into an AST bond portfolio Sub-account. We only calculate a Projected Future Guarantee if the assumed guarantee period associated with that Projected Future Guarantee does not extend beyond the latest Annuity Date applicable to the Annuity. The amount that is transferred to and from the AST bond portfolio Sub-accounts pursuant to the formula depends upon the factors set forth in the seven bullet points below, some of which relate to the guarantee amount(s), including the Projected Future Guarantee.

For each outstanding guarantee and the Projected Future Guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable “discount rate”, would equal the applicable guarantee amount on the Maturity Date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing that interest rate by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the “current liability” in the formula. The formula compares the current liability to the amount of your Account Value held within the AST bond portfolio Sub-account and to your Account Value held within the Permitted Sub-accounts. If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount held within the Permitted Sub-accounts, exceeds an upper target value (currently, 85%), then the formula will make a transfer into the AST bond portfolio Sub-account, in the amount dictated by the formula (subject to the 90% cap feature discussed below). If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and

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divided by the amount within the Permitted Sub-accounts, is less than a lower target value (currently, 79%), then the formula will transfer Account Value from the AST bond portfolio Sub-account into the Permitted Sub-accounts, in the amount dictated by the formula.

The formula will not execute a transfer to the AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the AST bond portfolio Sub-account (“90% cap”). Thus, on any Valuation Day, if the formula would require a transfer to the AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the AST bond portfolio Sub-account will not be made (regardless of the performance of the AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST bond portfolio Sub-account. Once this transfer occurs out of the AST bond portfolio Sub-account, future amounts may be transferred to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the AST bond portfolio Sub-account. If you make additional Purchase Payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional Purchase Payments to the AST bond portfolio Sub-account at least until there is first a transfer out of the AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional Purchase Payments you make, less than 90% of your entire Account Value is allocated to the AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the AST bond portfolio Sub-account (at least until there is first a transfer out of the AST bond portfolio Sub-account).

For example,

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March 17, 2011 – a transfer is made to the AST bond portfolio Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

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March 18, 2011 – you make an additional Purchase Payment of $10,000. No transfers have been made from the AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 17, 2011.

■

On March 18, 2011 (and at least until first a transfer is made out of the AST bond portfolio Sub-account under the formula) – the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the AST bond portfolio Sub-account).

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Once there is a transfer out of the AST bond portfolio Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into and out of effect multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST bond portfolio Sub-account as dictated by the formula.

As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts. Therefore, at any given time, some, none, or most of your Account Value may be allocated to the AST bond portfolio Sub-accounts.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST bond portfolio Sub-accounts pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

■	The difference between your Account Value and your guarantee amount(s);
■	The amount of time until the maturity of your guarantee(s);
■	The amount invested in, and the performance of, the Permitted Sub-accounts;
■	The amount invested in, and the performance of, the AST bond portfolio Sub-accounts;
■	The discount rate used to determine the present value of your guarantee(s);
■	Additional Purchase Payments, if any, that you make to the Annuity; and
■	Withdrawals, if any, taken from the Annuity.

Any amounts invested in the AST bond portfolio Sub-accounts will affect your ability to participate in a subsequent market recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the market recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected.

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The AST bond portfolio Sub-accounts are available only with certain optional living benefits, and you may not allocate Purchase Payments to or transfer Account Value to or from the AST bond portfolio Sub-accounts.

Transfers under the formula do not impact any guarantees under the benefit that have already been locked-in.

Election/Cancellation of the Benefit

HD GRO II can be elected on the Issue Date of your Annuity, or on any Valuation Day thereafter, provided that your Account Value is allocated in a manner permitted with the benefit and you otherwise meet our eligibility requirements. You may elect HD GRO II only if the oldest of the Owner and Annuitant is 84 or younger on the date of election (80 or younger, in New York). If you currently participate in a living benefit that may be cancelled, you may terminate that benefit at any time and elect HD GRO II. However you will lose all guarantees that you had accumulated under the previous benefit. The initial guarantee under HD GRO II will be based on your current Account Value at the time the new benefit becomes effective on your Annuity.

HD GRO II will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or (d) upon full surrender of the Annuity. If you elect to terminate the benefit, HD GRO II will no longer provide any guarantees. The charge for the HD GRO II benefit will no longer be deducted from your Account Value upon termination of the benefit.

If you wish, you may cancel the HD GRO II benefit. You may then elect any other currently available living benefit beginning on the next Valuation Day after you have cancelled the HD GRO II benefit, provided that your Account Value is allocated in the manner permitted with the benefit and you otherwise meet our eligibility requirements. Upon cancellation of the HD GRO II benefit, any Account Value allocated to the AST bond portfolio Sub-accounts used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro-rata (i.e., in direct proportion to your current allocations). Upon your re-election of HD GRO II, Account Value may be transferred between the AST bond portfolio Sub-accounts and the other Sub-accounts according to the predetermined mathematical formula (see “Key Feature – Allocation of Account Value” section for more details). It is possible that over time the formula could transfer some, most, or none of the Account Value to the AST bond portfolio Sub-accounts under the newly-elected benefit. You also should be aware that upon cancellation of the HD GRO II benefit, you will lose all guarantees that you had accumulated under the benefit. Thus, the guarantees under your newly-elected benefit will be based on your current Account Value at the time the new benefit becomes effective. The benefit you elect or re-elect may be more expensive than the benefit you cancel.

There is no guarantee that any benefit will be available for election at a later date.

Special Considerations under HD GRO II

This benefit is subject to certain rules and restrictions, including, but not limited to the following:

■

Upon inception of the benefit, 100% of your Account Value must be allocated to the Permitted Sub-accounts. The Permitted Sub-accounts are those described in the Investment Option section of the prospectus. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.

■	Transfers to and from your elected Sub-accounts and an AST bond portfolio Sub-account will not count toward the maximum number of free transfers allowable under the Annuity.
■	Any amounts applied to your Account Value by us on a maturity date will not be treated as “investment in the contract” for income tax purposes.
■	As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.
■

We currently limit the Sub-accounts to which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

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If you elect this benefit, and in connection with that election you are required to reallocate to different investment options permitted under this benefit, then on the Valuation Day on which we receive your request in Good Order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in the permitted investment options that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. The protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

Charges under the Benefit

We deduct an annualized charge equal to 0.60% of the average daily net assets of the Sub-accounts (including any AST bond portfolio Sub-account) for participation in the HD GRO II benefit. The annual charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed and (b) administration

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of the benefit. You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.

GUARANTEED RETURN OPTION PLUS (GRO Plus)

GRO Plus is no longer available for election.

GRO Plus is an optional benefit that, after a seven-year period following commencement of the benefit (we refer to the end of that period and any applicable subsequent period as the “maturity date”) and on each anniversary of the maturity date thereafter while the benefit remains in effect, guarantees your Account Value will not be less than your Account Value on the effective date of your benefit (called the “Protected Principal Value”). The benefit also offers you the opportunity to elect a second, enhanced guaranteed amount at a later date if your Account Value has increased, while preserving the guaranteed amount established on the effective date of your benefit. The enhanced guaranteed amount (called the “Enhanced Protected Principal Value”) guarantees that, after a separate period following election of the enhanced guarantee and on each anniversary thereafter while this enhanced guarantee amount remains in effect, your Account Value will not be less than your Account Value on the effective date of your election of the enhanced guarantee. If the maturity date of any guarantee under GRO Plus is not a Valuation Day, and we are required to contribute an amount to your Account Value with respect to that maturing guarantee, we would contribute such an amount on the next Valuation Day.

The benefit monitors your Account Value daily and, if necessary, systematically transfers amounts between the Sub-accounts you choose and MVA Fixed Allocations used to support the Protected Principal Value(s). The benefit may be appropriate if you wish to protect a principal amount against poor Sub-account performance as of a specific date in the future. There is an additional charge if you elected the Guaranteed Return Option Plus benefit.

The guarantees provided by the benefit exist only on the applicable maturity date(s) and on each anniversary of the maturity date(s) thereafter.

Key Feature – Protected Principal Value/Enhanced Protected Principal Value

The Guaranteed Return Option Plus offers a base guarantee as well as the option of electing an enhanced guarantee at a later date.

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Base Guarantee: Under the base guarantee, Prudential Annuities guarantees that on the maturity date and on each anniversary of the maturity date thereafter that the benefit remains in effect, your Account Value will be no less than the Protected Principal Value. On the maturity date and on each anniversary after the maturity date that the benefit remains in effect, if your Account Value is below the Protected Principal Value, Prudential Annuities will apply additional amounts to your Annuity from its general account to increase your Account Value to be equal to the Protected Principal Value. A subsequent Purchase Payment increases the amount of the base guarantee by the amount of the Purchase Payment (plus any Credits), and withdrawals reduce the base guarantee (as discussed below). Any amounts applied to your Account Value by Prudential Annuities on the maturity date or any anniversary of the maturity date will first be applied to any MVA Fixed Allocations then required to support guarantees due on subsequent maturity dates. We will allocate the remainder to the Sub-accounts pro-rata, based on the Account Value in the Sub-accounts at that time.

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Enhanced Guarantee: On any anniversary following commencement of the benefit, you can establish an enhanced guarantee amount based on your current Account Value. Under the enhanced guarantee, Prudential Annuities guarantees that at the end of the specified period following the election of the enhanced guarantee (also referred to as its “maturity date”), and on each anniversary of the maturity date thereafter that the enhanced guaranteed amount remains in effect, your Account Value will be no less than the Enhanced Protected Principal Value. You can elect an enhanced guarantee more than once; however, a subsequent election supersedes the prior election of an enhanced guarantee. Election of an enhanced guarantee does not impact the base guarantee. In addition, you may elect an “auto step-up” feature that will automatically create an enhanced guarantee (or increase your enhanced guarantee, if previously elected) on each anniversary of the benefit (and create a new maturity period for the new enhanced guarantee) if the Account Value as of that anniversary exceeds the Protected Principal Value and Enhanced Protected Principal Value by 7% or more. You may also elect to terminate an enhanced guarantee. If you elect to terminate an enhanced guarantee, any amounts held in the MVA Fixed Allocations for the enhanced guarantee will be liquidated, on the valuation day the request is processed, (which may result in a market value adjustment), and such amounts will be transferred according to the rules described in “Termination of the Benefit/ Enhanced Guarantee”. Termination of an enhanced guarantee will not result in termination of the base guarantee. If you have elected the enhanced guarantee, on the guarantee’s maturity date and on each anniversary of the maturity date thereafter that the enhanced guarantee amount remains in effect, if your Account Value is below the Enhanced Protected Principal Value, Prudential Annuities will apply additional amounts to your Annuity from its general account to increase your Account Value to be equal to the Enhanced Protected Principal Value. Any amounts applied to your Account Value by Prudential Annuities on the maturity date or any anniversary of the maturity date will first be applied to any MVA Fixed Allocations then required to support guarantees due on subsequent maturity dates. We will allocate the remainder to the Sub-accounts pro-rata, based on the Account Value in the Sub-accounts at that time.

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If our assumptions are correct and the operations relating to the administration of the benefit work properly, we do not expect that we will need to add additional amounts to your Annuity. The Protected Principal Value is referred to as the “Base Guarantee” and the Enhanced Protected Principal Value is referred to as the “Step-Up Guarantee” in the rider we issue for this benefit.

Withdrawals under your Annuity

Withdrawals from your Annuity, while the benefit is in effect, will reduce the base guarantee under the benefit as well as any enhanced guarantee. Cumulative annual withdrawals up to 5% of the Protected Principal Value as of the effective date of the benefit (adjusted for any subsequent purchase payments and, with respect to XT6, any Credits applied to such purchase payments) will reduce the applicable guaranteed amount by the actual amount of the withdrawal (referred to as the “dollar-for-dollar limit”). If the amount withdrawn is greater than the dollar-for-dollar limit, the portion of the withdrawal equal to the dollar-for-dollar limit will be treated as described above, and the portion of the withdrawal in excess of the dollar-for-dollar limit will reduce the base guarantee and the enhanced guarantee proportionally, according to the formula as described in the rider for this benefit (see the examples of this calculation below). Withdrawals other than Systematic Withdrawals will be taken pro-rata from the Sub-accounts and any Fixed Allocations. Withdrawals will be subject to all other provisions of your Annuity, including any Contingent Deferred Sales Charge and Market Value Adjustment (which may be positive or negative) that would apply.

Charges for other optional benefits under your Annuity that are deducted as an annual charge in arrears will not reduce the applicable guaranteed amount under the Guaranteed Return Option Plus benefit, however, any partial withdrawals in payment of charges for the Plus40 Optional Life Insurance Rider (not currently offered for sale) and any third party investment advisory service will be treated as withdrawals and will reduce the applicable guaranteed amount.

The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GRO Plus benefit are October 13, 2004; 2.) an initial Purchase Payment of $250,000 (includes any Credits under XT6); 3.) a base guarantee amount of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for GRO Plus or other fees and charges.

Example 1. Dollar-for-dollar reduction

A $10,000 withdrawal is taken on November 29, 2004 (in the first Annuity Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Dollar-for-dollar Limit:

■	The base guarantee amount is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).
■	The remaining dollar-for-dollar limit (“Remaining Limit”) for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

Example 2. Dollar-for-dollar and proportional reductions

A second $10,000 withdrawal is taken on December 18, 2004 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $180,000. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:

■	The base guarantee amount is first reduced by the Remaining Limit (from $240,000 to $237,500);
■	The result is then further reduced by the ratio of A to B, where:

—	A is the amount withdrawn less the Remaining Limit ($10,000 – $2,500, or $7,500).
—	B is the Account Value less the Remaining Limit ($180,000 – $2,500, or $177,500).

The resulting base guarantee amount is: $237,500 X (1 – $7,500 / $177,500), or $227,464.79.

■	The Remaining Limit is set to zero (0) for the balance of the first Annuity Year.

Example 3. Reset of the Dollar-for-dollar limit

A $10,000 withdrawal is made on December 19, 2005 (second Annuity Year). The Remaining Limit has been reset to the dollar-for-dollar limit of $12,500. As the amount withdrawn is less than the dollar-for-dollar limit:

■	The base guarantee amount is reduced by the amount withdrawn (i.e., reduced by $10,000, from $227,464.79 to $217,464.79)
■	The Remaining Limit for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

Key Feature – Allocation of Account Value

GRO Plus uses a mathematical formula that we operate to help manage your guarantees through all market cycles. Each Valuation Day, the formula determines if any portion of your Account Value needs to be transferred into or out of the MVA Fixed Allocations, through reference to a “reallocation trigger”. The formula does this by (a) first identifying each guarantee that is outstanding under GRO Plus (b) then discounting the value of each such guarantee to a present value, based on crediting rates associated with the MVA Fixed Allocations, then (c) identifying the largest of such present values. Then, the formula compares the largest present value to both the Account Value and the value of assets allocated to the Sub-accounts to determine whether a transfer into or out of the MVA Fixed Allocations is required. As detailed in the formula, if that largest present value exceeds the Account Value less a percentage of the Sub-account value, a transfer into the MVA Fixed Allocations will occur. Conversely, if the largest present value is less than the

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Account Value less a percentage of the Sub-account value, a transfer out of the MVA Fixed Allocations will occur. This required formula helps us manage our financial exposure under the benefit, by moving assets to a more stable option (i.e., the MVA Fixed Allocations). The formula is set forth in Appendix L.

If your Account Value is greater than or equal to the reallocation trigger, then:

■	your Account Value in the Sub-accounts will remain allocated according to your most recent instructions; and
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if a portion of your Account Value is allocated to an MVA Fixed Allocation to support the applicable guaranteed amount, all or a portion of those amounts will be transferred from the MVA Fixed Allocation and re-allocated to the Sub-accounts according to any asset allocation programs (including an Automatic Rebalancing program) established on your Annuity or in the absence of such programs, pro-rata, based on the Account Values in such Sub-accounts at that time;

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if all of your Account Value is allocated to an MVA Fixed Allocation, then all or a portion of that amount may be transferred from the MVA Fixed Allocation and re-allocated to the Sub-accounts, according to the following hierarchy: (i) first according to any asset allocation program that you may have in effect (ii) if no such program is in effect, then in accordance with any automatic rebalancing program that you may have in effect and (iii) if neither such program is in effect, then to the AST Money Market Sub-account; and

■	a Market Value Adjustment will apply when we reallocate Account Value from an MVA Fixed Allocation to the Sub-accounts, which may result in a decrease or increase in your Account Value.

If your Account Value is less than the reallocation trigger, a portion of your Account Value in the Sub-accounts will be transferred from the Sub-accounts pro-rata according to your allocations to a new MVA Fixed Allocation(s) to support the applicable guaranteed amount. The new MVA Fixed Allocation(s) will have a Guarantee Period equal to the time remaining until the applicable maturity date(s). The Account Value allocated to the new MVA Fixed Allocation(s) will be credited with the fixed interest rate(s) then being credited to a new MVA Fixed Allocation(s) maturing on the applicable maturity date(s) (rounded to the next highest yearly duration). The Account Value will remain invested in each applicable MVA Fixed Allocation until the applicable maturity date unless, at an earlier date, your Account Value is greater than or equal to the reallocation trigger and, therefore, amounts can be transferred to the Sub-accounts while maintaining the guaranteed protection under the program (as described above).

At any given time, some, none, or all of your Account Value may be allocated to the MVA Fixed Allocations. With respect to any amounts held within the MVA Fixed Allocations, we can give no assurance how long the amounts will reside there or if such amounts will transfer out of the MVA Fixed Allocations. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the MVA Fixed Allocations. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the MVA Fixed Allocations, if dictated by the formula. The amount of such transfers will vary, as dictated by the formula, and will depend on the factors listed below.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the MVA Fixed Allocations pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

■	The difference between your Account Value (including any Market Value Adjustment) and your Protected Principal Value(s);
■	The amount of time until the maturity of your guarantee(s);
■	The amount invested in, and the performance of, the Sub-accounts;
■	The amount invested in, and interest earned within, the MVA Fixed Allocations;
■	The current crediting rates associated with MVA Fixed Allocations;
■	Additional purchase payments, if any, that you make to the Annuity; and
■	Withdrawals, if any, taken from the Annuity.

Any amounts invested in the MVA Fixed Allocations will affect your ability to participate in a subsequent recovery within the Sub-accounts. Conversely, the Account Value may be higher at the beginning of the recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected.

While you are not notified when your Account Value reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the MVA Fixed Allocations.

You may not allocate purchase payments to or transfer Account Value to or from the MVA Fixed Allocations.

Separate Fixed Allocations may be established in support of the Protected Principal Value and the Enhanced Protected Principal Value (if elected). There may also be circumstances when an MVA Fixed Allocation will be established only in support of the Protected Principal Value or the Enhanced Protected Principal Value. If you elect an enhanced guarantee, it is more likely that a portion of your Account Value may be allocated to MVA Fixed Allocations and will remain allocated for a longer period of time to support the Enhanced Protected Principal Value, even during a period of positive Sub-account performance and/or under

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circumstances where MVA Fixed Allocations would not be necessary to support the Protected Principal Value. Further, there may be circumstances where MVA Fixed Allocations in support of the Protected Principal Value or Enhanced Protected Principal Value are transferred to the Sub-accounts under the formula differently than each other because of the different guarantees they support.

You should be aware of the following potential ramifications of the formula:

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Transfers of your Account Value can be frequent, and under some scenarios may occur on a daily basis. As indicated, each such transfer may be subject to a Market Value Adjustment, which can be positive or negative. Thus, a Market Value Adjustment will directly increase or reduce your Account Value.

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As indicated, some or even all, of your Account Value may be maintained in the MVA Fixed Allocations. The greater the Account Value held in MVA Fixed Allocations, the larger (in dollar terms) the Market Value Adjustment upon any transfer of such Account Value to the Sub-accounts.

■	Transfers under the formula do not impact your guarantees under GRO Plus that have already been locked-in.

Election of the Benefit

We no longer permit new elections of GRO Plus. If you currently participate in GRO Plus, your existing guarantees are unaffected by the fact that we no longer offer GRO Plus. Please note that if you terminate a living benefit such as GRO Plus and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your account value as of the date the new benefit becomes active. We reserve the right to waive, change and/or further limit the election frequency in the future.

Termination of the Benefit/Enhanced Guarantee

You can elect to terminate the enhanced guarantee but maintain the protection provided by the base guarantee. You also can terminate the Guaranteed Return Option Plus benefit entirely, in which case you will lose any existing guarantees.

Upon termination of the benefit or of the enhanced guarantee, any amounts held in the MVA Fixed Allocations related to the guarantee(s) being terminated will be transferred as follows: (a) if only a portion of your Account Value is in the MVA Fixed Allocations, we will transfer such Account Value (i) to the Sub-accounts pro-rata, based on your Account Value in such Sub-accounts on the day of the transfer, unless we receive other prior instructions from you or (ii) if you are then participating in an asset allocation program for which we are providing administrative support, we allocate the transferred amount in accordance with the then current percentages for that asset allocation program (b) if your entire Account Value is in the MVA Fixed Allocations, we will transfer your Account Value to the Sub-account corresponding to the AST Money Market Portfolio, unless we receive prior instructions from you. A Market Value Adjustment will apply (except that if the benefit has terminated automatically due to payment of a death benefit, whether an MVA applies depends solely on the terms of the death benefit – see the Death Benefit section of this prospectus).

In general, you may cancel GRO Plus and then elect another living benefit that is available post issue, effective on any Valuation Day after your cancellation of GRO Plus. If you terminate GRO Plus, you will lose all guarantees under that benefit. Your election of another living benefit is subject to State and firm availability and our eligibility rules.

The benefit will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract); (b) as of the date Account Value is applied to begin annuity payments; or (c) upon full surrender of the Annuity. If you elect to terminate the benefit, the Guaranteed Return Option Plus will no longer provide any guarantees. The surviving spouse may elect the benefit at any time, subject to the limitations described above, after the death of the Annuity Owner. The surviving spouse’s election will be effective on the Valuation Day that we receive the required documentation in good order at our home office, and the Account Value on that Valuation Day will be the Protected Principal Value.

Special Considerations under the Guaranteed Return Option Plus

This benefit is subject to certain rules and restrictions, including, but not limited to the following:

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Upon inception of the benefit, 100% of your Account Value must have been allocated to the Sub-accounts. No MVA Fixed Allocations may be in effect as of the date that you elect to participate in the benefit. However, the formula may transfer Account Value to MVA Fixed Allocations as of the effective date of the benefit under some circumstances.

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You cannot allocate any portion of purchase payments (including any Credits applied to such purchase payments under XT6) or transfer Account Value to or from a MVA Fixed Allocation while participating in the benefit; however, all or a portion of any purchase payments (including any Credits applied to such purchase payments under XT6) may be allocated by us to an MVA Fixed Allocations to support the amount guaranteed. You cannot participate in any dollar cost averaging benefit that transfers Account Value from a MVA Fixed Allocation to a Sub-account.

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Transfers from MVA Fixed Allocations made as a result of the formula under the benefit will be subject to the Market Value Adjustment formula under an Annuity; however, the 0.10% liquidity factor in the formula will not apply. A Market Value Adjustment may be either positive or negative. Transfer amounts will be taken from the most recently established MVA Fixed Allocation.

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Transfers from the Sub-accounts to MVA Fixed Allocations or from MVA Fixed Allocations to the Sub-accounts under the benefit will not count toward the maximum number of free transfers allowable under an Annuity.

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Any amounts applied to your Account Value by Prudential Annuities on the maturity date or any anniversary of the maturity date will not be treated as “investment in the contract” for income tax purposes.

■	Low interest rates may require allocation to MVA Fixed Allocations even when the current Account Value exceeds the guarantee.
■	As the time remaining until the applicable maturity date gradually decreases the benefit will become increasingly sensitive to moves to MVA Fixed Allocations.
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We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

Charges under the Benefit

We currently deduct a charge equal to 0.25% of the average daily net assets of the Sub-accounts for participation in the Guaranteed Return Option Plus benefit. The annual charge is deducted daily. The charge is deducted to compensate Prudential Annuities for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed; and (b) administration of the benefit. You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.

If you elect the Enhanced Guarantee under the benefit, and on the date you elect to step-up, the charges under the benefit have changed for new purchases, your benefit may be subject to the new charge level. These charges will not exceed the maximum charges shown in the section of this prospectus entitled “Your Optional Benefit Fees and Charges”

GUARANTEED RETURN OPTION (GRO)

GRO is no longer available for election.

GRO is an optional benefit that, after a seven-year period following commencement of the benefit (we refer to the end of that period as the “maturity date”) guarantees your Account Value will not be less than your Account Value on the effective date of your benefit (called the “Protected Principal Value”).

The benefit monitors your Account Value daily and, if necessary, systematically transfers amounts pursuant to a mathematical formula between the Sub-accounts you choose and the MVA Fixed Allocation used to support the Protected Principal Value. There is an additional charge if you elect the Guaranteed Return Option benefit.

The guarantee provided by the benefit exists only on the applicable maturity date. However, due to the ongoing monitoring of your Account Value and the transfer of Account Value between the Sub-accounts and the MVA Fixed Allocation to support our future guarantee, the benefit may provide some protection from significant Sub-account losses if you choose to surrender your Annuity or begin receiving annuity payments prior to a maturity date.

Key Feature – Protected Principal Value

Under the GRO benefit, Prudential Annuities guarantees that on the maturity date, your Account Value will be no less than the Protected Principal Value. On the maturity date if your Account Value is below the Protected Principal Value, Prudential Annuities will apply additional amounts to your Annuity from its general account to increase your Account Value to be equal to the Protected Principal Value. A subsequent Purchase Payment increases the amount of the Protected Principal Value by the amount of the Purchase Payment (plus any Credits), and withdrawals reduce the Protected Principal Value (as discussed below).

We will notify you of any amounts added to your Annuity under the benefit. If our assumptions are correct and the operations relating to the administration of the benefit work properly, we do not expect that we will need to add additional amounts to an Annuity. The Protected Principal Value is generally referred to as the “Guaranteed Amount” in the rider we issue for this benefit.

Key Feature – Allocation of Account Value

GRO uses a mathematical formula that we operate to help manage your guarantees through all market cycles. The formula weighs a number of factors, including the current Account Value, the value in the Sub-accounts, the value in the MVA Fixed Allocations, the Protected Principal Value, the expected value of the MVA Fixed Allocations used to support the guarantee, the time remaining until maturity, and the current crediting rates associated with the MVA Fixed Allocations. In essence, and as detailed in the formula, the formula will transfer Account Value into the MVA Fixed Allocations if needed to support an anticipated guarantee. The formula is set forth in Appendix M. This required formula thus helps us manage our financial exposure under the benefit, by moving assets to a more stable option (i.e., the MVA Fixed Allocations).

Each Valuation Day, the formula determines if any portion of your Account Value needs to be transferred into or out of the MVA Fixed Allocations, through reference to a “reallocation trigger”. At any given time, some, none, or all of your Account Value may be allocated to the MVA Fixed Allocations. If your entire Account Value is transferred to the MVA Fixed Allocations, the formula will not transfer amounts out of the MVA Fixed Allocations to the Sub-accounts and the entire Account Value would remain in the MVA Fixed Allocations. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according

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to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the MVA Fixed Allocations. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the MVA Fixed Allocations, if dictated by the formula. The amount of any such transfers will vary, as dictated by the formula, and will depend on the factors listed below.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the MVA Fixed Allocations pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

■	The difference between your Account Value (including any Market Value Adjustment) and your Protected Principal Value(s).
■	The amount of time until the maturity of your Guarantee(s);
■	The amount invested in, and the performance of, the Sub-accounts;
■	The amount invested in, and interest earned within, the MVA Fixed Allocations;
■	The current crediting rates associated with MVA Fixed Allocations;
■	Additional purchase payments, if any, that you make to the Annuity; and
■	Withdrawals, if any, taken from the Annuity.

Any amounts invested in the MVA Fixed Allocations will affect your ability to participate in a subsequent recovery within the Sub-accounts. Conversely, the Account Value may be higher at the beginning of the recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected.

While you are not notified when your Account Value reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the MVA Fixed Allocation.

You may not allocate purchase payments to or transfer Account Value to or from the MVA Fixed Allocations.

You should be aware of the following potential ramifications of the formula:

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A Market Value Adjustment will apply when we reallocate Account Value from the MVA Fixed Allocation to the Sub-accounts. Transfers of your Account Value can be frequent, and under some scenarios may occur on a daily basis. As indicated, each such transfer may be subject to a Market Value Adjustment, which can be positive or negative. Thus, a Market Value Adjustment will directly increase or reduce your Account Value.

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As indicated, some or even all, of your Account Value may be maintained in the MVA Fixed Allocations. The greater the Account Value held in MVA Fixed Allocations, the larger (in dollar terms) the Market Value Adjustment upon any transfer of such Account Value to the Sub-accounts.

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If your Account Value is less than the reallocation trigger, a portion of your Account Value in the Sub-accounts will be transferred from the Sub-accounts pro-rata according to your allocations to a new MVA Fixed Allocation(s) to support the applicable guaranteed amount. The new MVA Fixed Allocation(s) will have a Guarantee Period equal to the time remaining until the applicable maturity date(s). The Account Value allocated to the new MVA Fixed Allocation(s) will be credited with the fixed interest rate(s) then being credited to a new MVA Fixed Allocation(s) maturing on the applicable maturity date(s) (rounded to the next highest yearly duration). The Account Value will remain invested in each applicable MVA Fixed Allocation until the applicable maturity date unless, at an earlier date, your Account Value is greater than or equal to the reallocation trigger and, therefore, amounts can be transferred to the Sub-accounts while maintaining the guaranteed protection under the program (as described above).

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If your Account Value is greater than or equal to the reallocation trigger, and Account Value must be transferred from the MVA Fixed Allocations to the Sub-accounts, then those amounts will be transferred from the MVA Fixed Allocations and re-allocated to the Sub-accounts according to any asset allocation programs (including an Automatic Rebalancing program) established on your Annuity or in the absence of such programs, pro-rata, based on the Account Values in such Sub-accounts at that time. A market value adjustment will apply upon a transfer out of the MVA Fixed Allocations, which may result in an increase or decrease in your Account Value.

■	Transfers under the formula do not impact your guarantees under GRO that have already been locked-in.

Withdrawals from your Annuity, while the benefit is in effect, will reduce the Protected Principal Value proportionally. The proportion will be equal to the proportionate reduction in the Account Value due to the withdrawal as of that date. Withdrawals will be taken pro rata from the Sub-accounts and any MVA Fixed Allocations. Systematic Withdrawals will be taken pro-rata from the Sub-accounts and the MVA Fixed Allocations up to growth in the MVA Fixed Allocations and thereafter pro-rata solely from the Sub-accounts. The growth in the MVA Fixed Allocations at any point in time consists of the remaining earnings since the program of systematic withdrawal began. Withdrawals will be subject to all other provisions of your Annuity, including any Contingent Deferred Sales Charge and Market Value Adjustment that would apply.

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Election of the Benefit

We no longer permit new elections of GRO. If you currently participate in GRO, your existing guarantees are unaffected by the fact that we no longer offer GRO. Please note that if you terminate a living benefit such as GRO and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. We reserve the right to waive, change and/or further limit the election frequency in the future.

Restart of the Benefit

Once each Annuity Year you may request to restart the Benefit. Such a request is an election by you to terminate the existing Benefit (and all guarantees under the benefit) and start a new one. Restarts only take effect on anniversaries of the Issue Date. To make such a request for a restart, you must notify us in advance in accordance with our administrative requirements. If we accept your request, we then terminate the existing Benefit as of that valuation period, if it is an anniversary of the Issue Date, or, if not, as of the next following anniversary of the Issue Date. The new Benefit starts at that time. The initial Protected Principal Value for the new Benefit is the Account Value as of the effective date of the new Benefit. Unless you tell us otherwise, the duration of the new Benefit will be the same as that for the existing Benefit. However, if we do not then make that duration available, you must elect from those we make available at that time. For those who elect to re-start the benefit, the charge will be assessed according to the current methodology prior to re-starting the benefit. – see “Charges under the Benefit” below.

As part of terminating the existing Benefit, we transfer any amounts in MVA Fixed Allocations, subject to a Market Value Adjustment, to the Sub-accounts on a pro-rata basis. If your entire Account Value was then in MVA Fixed Allocations, you must first provide us instructions as to how to allocate the transferred Account Value among the Sub-accounts.

Termination of the Benefit

The Annuity Owner also can terminate the Guaranteed Return Option benefit. Upon termination, any amounts held in the MVA Fixed Allocations will be transferred as follows: (a) if only a portion of your Account Value is in the MVA Fixed Allocations, we will transfer such Account Value (i) to the Sub-accounts pro-rata based on the Account Values in such Sub-accounts on the day of the transfer, unless we receive at our office other prior instructions from you or (ii) if you are then participating in an asset allocation program for which we are providing administrative support, we allocate the transferred amount in accordance with the then current percentages for that asset allocation program (b) if your entire Account Value is in MVA Fixed Allocations, we will transfer your Account Value to the Sub-account corresponding to the AST Money Market Portfolio, unless we receive at our Office prior instructions from you. A Market Value Adjustment will apply (except that if the benefit has terminated automatically due to payment of a death benefit, whether an MVA applies depends solely on the terms of the death benefit – see the Death Benefit section of this prospectus).

In general, you may cancel GRO and then elect another living benefit available post issue, effective on any Valuation Day after your cancellation of GRO. If you terminate GRO, you will lose all guarantees under that benefit. Your election of another living benefit is subject to State and firm availability and our eligibility rules.

The benefit will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract); (b) as of the date Account Value is applied to begin annuity payments; or (c) upon full surrender of your Annuity. If you elect to terminate the benefit, the Guaranteed Return Option will no longer provide any guarantees. If the surviving spouse assumes your Annuity, he/she may re-elect the benefit on any anniversary of the Issue Date of the Annuity or, if the deceased Owner had not previously elected the benefit, may elect the benefit at any time. The surviving spouse’s election will be effective on the Valuation Day that we receive the required documentation in good order at our home office, and the Account Value on that Valuation Day will be the Protected Principal Value.

The charge for the Guaranteed Return Option benefit will no longer be deducted from your Account Value after the benefit has been terminated, although for those Annuities for which the GRO charge is deducted annually rather than daily (see Charges Under the Benefit below), we will deduct the final annual charge upon termination of the benefit.

Special Considerations under the Guaranteed Return Option. This benefit is subject to certain rules and restrictions, including, but not limited to the following:

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Upon inception of the benefit, 100% of your Account Value must have been allocated to the Sub-accounts. The MVA Fixed Allocation must not have been in effect as of the date that you elected to participate in the benefit. However, the formula may transfer Account Value to the MVA Fixed Allocation as of the effective date of the benefit under some circumstances.

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Annuity Owners cannot allocate any portion of purchase payments (including any Credits applied to such purchase payments under XT6) or transfer Account Value to or from the MVA Fixed Allocation while participating in the benefit; however, all or a portion of any purchase payments (including any Credits applied to such purchase payments under XT6) may be allocated by us to the MVA Fixed Allocation to support the amount guaranteed. You cannot participate in any dollar cost averaging benefit that transfers Account Value from a MVA Fixed Allocation to a Sub-account.

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Transfers from the MVA Fixed Allocation made as a result of the formula under the benefit will be subject to the Market Value Adjustment formula under an Annuity; however, the 0.10% liquidity factor in the formula will not apply. A Market Value

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Adjustment may be either positive or negative. Transfer amounts will be taken from the most recently established MVA Fixed Allocation.
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Transfers from the Sub-accounts to the MVA Fixed Allocation or from the MVA Fixed Allocation to the Sub-accounts under the benefit will not count toward the maximum number of free transfers allowable under an Annuity.

■	Any amounts applied to your Account Value by Prudential Annuities on the maturity date will not be treated as “investment in the contract” for income tax purposes.
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Any amounts that we add to your Annuity to support our guarantee under the benefit will be applied to the Sub-accounts pro rata, after first transferring any amounts held in the MVA Fixed Allocations as follows: (a) if only a portion of your Account Value is in the MVA Fixed Allocations, we will transfer such Account Value (i) to the Sub-accounts pro-rata based on the Account Values in such Sub-accounts on the day of the transfer, unless we receive at our office other prior instructions from you or (ii) if you are then participating in an asset allocation program for which we are providing administrative support, we allocate the transferred amount in accordance with the then current percentages for that asset allocation program and (b) if your entire Account Value is in the MVA Fixed Allocations, we will transfer your Account Value to the Sub-account corresponding to the AST Money Market Portfolio, unless we receive at our Office prior instructions from you.

■	Low interest rates may require allocation to the MVA Fixed Allocation even when the current Account Value exceeds the guarantee.
■	As the time remaining until the applicable maturity date gradually decreases the benefit will become increasingly sensitive to moves to the MVA Fixed Allocation.
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We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

Charges under the Benefit

We deduct a charge equal to 0.25% of the average daily net assets of the Sub-accounts for participation in the Guaranteed Return Option benefit. The annual charge is deducted daily. The charge is deducted to compensate Prudential Annuities for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed; and (b) administration of the benefit.

With respect to XT6 and APEX II, effective November 18, 2002, Prudential Annuities changed the manner in which the annual charge for the Guaranteed Return Option is deducted to the method described above. The annual charge for the Guaranteed Return Option for Owners who elected the benefit between February 4, 2002 and November 15, 2002 for XT6 and APEX II and subsequent to November 15, 2002 in those states where the daily deduction of the charge has not been approved, is deducted annually, in arrears, according to the prospectus in effect as of the date the benefit was elected.

Owners who purchased an ASAP III Annuity between April 1, 2003 and September 30, 2003 or an ASL II Annuity between February 4, 2002 and November 15, 2002 (the “Promotional Period”) will not be charged the 0.25% annual fee for the Guaranteed Return Option benefit (or the fee for GRO Plus, if that benefit was elected and the Annuity was acquired during the Promotional Period) if elected at any time while their Annuity is in effect.

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Prudential Annuities will not charge the 0.25% annual fee for the entire period that the benefit remains in effect, including any extension of the benefit’s maturity date resulting from the Owner’s election to restart the 7-year benefit duration, regardless of when the Owner elects to participate in the Guaranteed Return Option benefit (or the fee for GRO Plus if that benefit was elected and the Annuity was during the Promotional Period).

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Owners who complete the initial 7-year benefit duration OR terminate the benefit before the benefit’s maturity date, will not be charged the 0.25% annual fee for participating in the benefit if they re-elect the Guaranteed Return Option benefit (or the fee for GRO Plus if that benefit was elected and the Annuity was acquired during the Promotional Period).

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All other terms and conditions of your Annuity and the Guaranteed Return Option benefit (or the fee for GRO Plus if that benefit was elected and the Annuity was acquired during the Promotional Period) apply to Owners who qualify for the waiver of the 0.25% annual fee.

■	Owners who purchase an Annuity after the completion of the Promotional Period do not qualify for the 0.25% annual fee waiver.

GUARANTEED RETURN OPTION Plus 2008 (GRO Plus 2008)

GRO Plus 2008 is no longer available for new elections.

Under GRO Plus 2008, we guarantee that the Account Value on the date that the benefit is added to your Annuity (adjusted for subsequent purchase payments and withdrawals as detailed below) will not be any less than that original value on the seventh anniversary of benefit election and each anniversary thereafter. We refer to this initial guarantee as the “base guarantee.” In addition to the base guarantee, GRO Plus 2008 offers the possibility of an enhanced guarantee. You may lock in an enhanced guarantee once per “benefit year” (i.e., a year beginning on the date you acquired the benefit and each anniversary thereafter) if your Account Value on the Valuation Day exceeds the amount of any outstanding base guarantee or enhanced guarantee. We guarantee that the Account Value locked-in by that enhanced guarantee will not be any less seven years later, and each anniversary of that date thereafter. In addition, you may elect an automatic enhanced guarantee feature under which, if Account Value on a benefit anniversary exceeds the highest existing guarantee by 7% or more, we guarantee that such Account Value will not be any less seven benefit anniversaries

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later and each benefit anniversary thereafter. You may maintain only one enhanced guarantee in addition to your base guarantee. Thus, when a new enhanced guarantee is created, it cancels any existing enhanced guarantee. However, the fact that an enhanced guarantee was effected automatically on a benefit anniversary does not prevent you from “manually” locking-in an enhanced guarantee during the ensuing benefit year. Please note that upon creation of a new enhanced guarantee, an immediate transfer to an AST bond portfolio Sub-account (which is used as part of this benefit) may occur depending on the discount rate (as described below) used to determine the present value of each of your guarantees. You may elect to terminate an enhanced guarantee without also terminating the base guarantee. If you do, any amounts held in the AST bond portfolio Sub-account with respect to that enhanced guarantee will be transferred to your other Sub-accounts in accordance with your current allocation instructions. Amounts held in an AST bond portfolio Sub-account with respect to the base guarantee will not be transferred as a result of the termination of an enhanced guarantee. Please note that whenever an enhanced guarantee is created, we reserve the right to increase your charge for GRO Plus 2008 if we have increased the charge for new elections of the benefit generally. You may not lock in an enhanced guarantee, either manually or through our optional automatic program, within seven years of the date by which annuity payments must commence under the terms of your Annuity (please see “How and When Do I Choose The Annuity Payment Option?” for further information on your maximum Annuity Date). The inability to lock in an enhanced guarantee referenced in the immediately preceding sentence also applies to a new Owner who has acquired the Annuity from the original Owner.

In general, we refer to a date on which the Account Value is guaranteed to be present as the “maturity date”. If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the “Current AST bond portfolio Sub-account" described below) in accordance with your current allocations instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the Current AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts, on a pro rata basis. If the entire Account Value is invested in an AST bond portfolio Sub-account, we will allocate according to your current allocation instructions.

We increase both the base guarantee and any enhanced guarantee by the amount of each Purchase Payment (and associated Credits) made subsequent to the date that the guarantee was established. For example, if the effective date of the benefit was January 1, 2009 and the Account Value was $100,000 on that date, then a $30,000 Purchase Payment made on March 30, 2010 would increase the base guarantee amount to $130,000. As illustrated in the examples below, additional purchase payments also increase an amount we refer to as the “dollar-for-dollar corridor.”

The dollar-for-dollar corridor is equal to 5% of the base guarantee amount (i.e., 5% of the Account Value at benefit election). Thereafter, the dollar-for-dollar corridor is adjusted only for subsequent purchase payments (i.e., 5% of the Purchase Payment is added to the corridor amount) and “excess withdrawals” (as described below). Thus, the creation of any enhanced guarantee has no impact on the dollar-for-dollar corridor. Each “benefit year”, withdrawals that you make that are equal to or less than the dollar-for-dollar corridor reduce both the amount of the dollar-for-dollar corridor for that benefit year plus the base guarantee amount and the amount of any enhanced guarantee by the exact amount of the withdrawal. However, if you withdraw more than the dollar-for-dollar corridor in a given benefit year, we use the portion of the withdrawal that exceeded the dollar-for-dollar corridor to effect a proportional reduction to both the dollar-for-dollar corridor itself and each guarantee amount. We calculate a proportional reduction by (i) identifying the amount of the withdrawal that exceeded the dollar-for-dollar corridor (the “excess withdrawal”) (ii) subtracting the dollar-for-dollar amount from the Account Value prior to the withdrawal (iii) dividing the excess withdrawal by the amount in (ii). We then use the resulting proportion to reduce each of the guaranteed amount and the dollar for dollar corridor itself. See examples of this calculation below.

Any partial withdrawals in payment of any third party investment advisory service will be treated as withdrawals, and will reduce each guarantee amount and the dollar-for-dollar corridor in the manner indicated above.

EXAMPLES

The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GRO Plus 2008 benefit are October 13, 2008; 2.) an initial Purchase Payment of $250,000 (includes any Credits); 3.) a base guarantee amount of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for GRO Plus 2008 or other fees and charges.

Example 1. Dollar-for-dollar reduction

A $10,000 withdrawal is taken on November 29, 2008 (in the first Annuity Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Dollar-for-dollar Limit:

■	The base guarantee amount is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).
■	The remaining dollar-for-dollar limit (“Remaining Limit”) for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

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Example 2. Dollar-for-dollar and proportional reductions

A second $10,000 withdrawal is taken on December 18, 2008 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $180,000. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:

■	The base guarantee amount is first reduced by the Remaining Limit (from $240,000 to $237,500);
■	The result is then further reduced by the ratio of A to B, where:

—	A is the amount withdrawn less the Remaining Limit ($10,000 – $2,500, or $7,500).
—	B is the Account Value less the Remaining Limit ($180,000 – $2,500, or $177,500).

The resulting base guarantee amount is: $237,500 X (1 – $7,500 / $177,500), or $227,464.79.

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The Remaining Limit is set to zero (0) for the balance of the first Annuity Year. The resulting dollar-for-dollar corridor for the next Annuity Year is calculated by multiplying the prior dollar-for-dollar corridor by the same ratio by which we reduce the Guarantee Amount above: $12,500 X (1 – $7,500 / $177,500), or $11,971.83.

Key Feature – Allocation of Account Value

GRO Plus 2008 uses a mathematical formula to help manage your guarantees through all market cycles. Because the formula is made part of your schedule supplement, the formula applicable to you may not be altered once you elect the benefit. However, subject to regulatory approval, we do reserve the right to amend the formula for newly-issued Annuities that elect GRO Plus 2008 and for existing Annuities that elect the benefit in the future. This required formula helps us manage our financial exposure under GRO Plus 2008, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve the value of these assets, by transferring them to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to these bond portfolios collectively as the “AST bond portfolios.” The formula described in this section, and which is set forth in Appendix H to this prospectus, applies to both (a) GRO Plus 2008 and (b) elections of HD GRO (including HD GRO with the 90% cap feature), where such an election was made prior to July 16, 2010. The formula applicable to elections of HD GRO (including HD GRO with the 90% cap feature), where such an election was made after July 16, 2010, is set forth in Appendix P to this prospectus. The cap can be referred to as the “the 90% cap” OR “the 90% cap rule” OR “the 90% cap feature”. A summary description of each AST Bond Portfolio appears within the Prospectus section entitled “What Are The Investment Objectives and Policies Of The Portfolios?”. You can find a copy of the AST Bond Portfolio prospectus by going to www.prudentialannuities.com.

Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2015, an AST bond portfolio whose underlying investments generally mature in 2016, and so forth. We will introduce new AST bond portfolios in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit (and the Highest Daily GRO benefit). If you have elected GRO Plus 2008, you may invest in an AST bond Portfolio only by operation of the formula, and thus you may not allocate purchase payments to such a Portfolio. Please see this Prospectus and the prospectus for the Advanced Series Trust for more information about each AST bond portfolio used with this benefit.

Although we employ several AST bond portfolios for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. In the description of the formula in the next paragraph, we refer to the AST bond portfolio Sub-account in which you are invested immediately prior to any potential asset transfer as the “Current AST bond portfolio Sub-account.” The formula may dictate that a transfer out of the Current AST Bond Portfolio Sub-account be made, or alternatively may mandate a transfer into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the “current liability” (we refer to that Sub-account as the “Transfer AST bond portfolio Sub-account”). Note that if the Current AST bond portfolio Sub-account is associated with the current liability, then that Sub-account would be the Transfer AST bond portfolio Sub-account, and we would simply transfer additional assets into the Sub-account if such a transfer is dictated by the formula. As indicated, the AST bond portfolios are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, in accordance with the formula applicable to you under the benefit, we determine which AST bond portfolio your Account Value is transferred to, and under what circumstances a transfer is made. Please note that upon creation of a new enhanced guarantee, an immediate transfer to the Transfer AST Bond Portfolio Sub-account may occur, depending on the discount rate (as described in the next paragraph) used to determine the present value of each of your guarantees. As such, a low discount rate could cause a transfer of Account Value into an AST bond portfolio Sub-account, despite the fact that your Account Value had increased.

In general, the formula works as follows (please see Appendix H). On each Valuation Day, the formula automatically performs an analysis with respect to each guarantee amount that is outstanding. For each outstanding guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable “discount rate”, would equal the applicable guarantee amount on the maturity date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing the rate determined by that index by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the “current liability” in the formula. The formula compares the current liability to the amount of your Account Value held within the Current

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AST bond portfolio Sub-account and to your Account Value held within the other Sub-accounts. If the current liability, reduced by the amount held within the Current AST bond portfolio Sub-account, and divided by the amount held within your other Sub-accounts, exceeds an upper target value (currently, 0.85), then the formula will make a transfer into the Transfer AST bond portfolio Sub-account, in the amount dictated by the formula. If the current liability, reduced by the amount held within the Current AST bond portfolio Sub-account, and divided by the amount within your other Sub-accounts, is less than a lower target value (currently, 0.79), then the formula will transfer Account Value within the Current AST bond portfolio Sub-account into the other Sub-accounts (other than the Transfer AST bond portfolio Sub-account), in the amount dictated by the formula.

As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees, as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts (the “Bond Portfolios”). Therefore, at any given time, some, none, or all of your Account Value may be allocated to the Bond Portfolios. If your entire Account Value is transferred to the Bond Portfolios, then based on the way the formula operates, the formula will not transfer amounts out of the Bond Portfolios to the Sub-accounts and the entire Account Value would remain in the Bond Portfolios. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the Bond Portfolios. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the Bond Portfolios, if dictated by the formula. The amounts of any such transfers will vary, as dictated by the formula, and will depend on the factors listed below.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the Bond Portfolios pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

■	The difference between your Account Value and your Guarantee Amount(s);
■	The amount of time until the maturity of your Guarantee(s);
■	The amount invested in, and the performance of, the Permitted Sub-accounts;
■	The amount invested in, and the performance of, the Bond Portfolios;
■	The discount rate used to determine the present value of your Guarantee(s);
■	Additional purchase payments, if any, that you make to the Annuity; and
■	Withdrawals, if any, taken from the Annuity.

Any amounts invested in the Bond Portfolios will affect your ability to participate in a subsequent recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected.

The Bond Portfolios are available only with these benefits, and you may not allocate purchase payments and transfer Account Value to or from the Bond Portfolios.

Transfers under the formula do not impact any guarantees under the benefit that have already been locked-in.

Election/Cancellation of the Benefit

GRO Plus 2008 is no longer available for new elections. If you currently participate in GRO Plus 2008, your existing guarantees are unaffected by the fact that we no longer offer GRO Plus 2008.

You may cancel the GRO Plus 2008 benefit at any time. You also can cancel an enhanced guarantee, but leave the base guarantee intact. Upon cancellation of GRO Plus 2008, if only a portion of your Account Value is allocated to an AST Bond Portfolio Sub-account, we will transfer any Account Value that is held in such AST Bond Portfolio Sub-account to the other Sub-accounts pro rata based on the Account Values in such Sub-accounts at that time, unless you are participating in any asset allocation program or automatic rebalancing program for which we are providing administrative support or unless we receive at our Service Office other instructions from you at the time you elect to cancel this benefit. If your entire Account Value is allocated to an AST Bond Portfolio Sub-account, we will transfer your Account Value as follows: (a) if you are participating in an asset allocation program for which we are providing administrative support, we allocate the transferred amount in accordance with the then current allocation percentages for that asset allocation program, (b) if you are not participating in an asset allocation program, but are participating in an automatic rebalancing program, we allocate the transferred amount in accordance with that program, or (c) if neither of the foregoing apply, we will transfer your Account Value to the AST Money Market Sub-account unless we receive at our Service Office other instructions from you at the time you elect to terminate this benefit. GRO Plus 2008 will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or (d) upon full surrender of the Annuity. If you elect to terminate the benefit, GRO Plus 2008 will no longer provide any guarantees. The charge for the GRO Plus 2008 benefit will no longer be deducted from your Account Value upon termination of the benefit.

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If you wish, you may cancel the GRO Plus 2008 benefit. You may then elect any other currently available living benefit on any Valuation Day after you have cancelled the GRO Plus 2008 benefit, provided the request is received in good order (subject to state availability and in accordance with any applicable age requirements). Upon your election of another living benefit, Account Value may be transferred between the AST Bond Portfolio Sub-accounts or, depending on the benefits selected, the AST Investment Grade Bond Portfolio and the Permitted Sub-accounts according to the formula. It is possible that over time the formula could transfer some, most, or none of the Account Value to the AST Bond Portfolio Sub-accounts or, depending on the benefit selected, the AST Investment Grade Bond Portfolio under the newly-elected benefit. You also should be aware that upon cancellation of the GRO Plus 2008 benefit, you will lose all guarantees that you had accumulated under the benefit. Thus, the guarantees under any newly-elected benefit will be based on your current account value. The benefit you elect or re-elect may be more expensive than the benefit you cancel. Once the GRO Plus 2008 benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first valuation day following the cancellation of the GRO Plus 2008 benefit provided that the benefit you are looking to elect is available on a post-issue basis.

Special Considerations under GRO Plus 2008

This benefit is subject to certain rules and restrictions, including, but not limited to the following:

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Upon inception of the benefit, 100% of your Account Value must have been allocated to the permitted Sub-accounts. The permitted Sub-accounts are those described in the Investment Option section of the prospectus. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.

■	You cannot participate in any dollar cost averaging benefit that transfers Account Value from a fixed interest rate option to a Sub-account.
■	Transfers between an AST bond portfolio Sub-account and your other Sub-accounts under the benefit will not count toward the maximum number of free transfers allowable under the Annuity.
■	Any amounts applied to your Account Value by us on a maturity date will not be treated as “investment in the contract” for income tax purposes.
■	As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.
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We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

Charges under the Benefit

We deduct a charge equal to 0.60% (0.35%, for elections prior to May 1, 2009) of the average daily net assets of the Sub-accounts for participation in the GRO Plus 2008 benefit. The annual charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on a maturity date is less than the amount guaranteed and (b) administration of the benefit. We reserve the right to increase this fee for newly-issued contracts or new elections of the benefit. The charges will not exceed the maximum charges shown in the section of the prospectus entitled “Summary of Contract Fees and Charges.” You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.

OPTIONAL 90% CAP FEATURE UNDER GRO PLUS 2008

If you currently own an Annuity and have elected the GRO Plus 2008 benefit, you can elect this optional feature, at no additional cost, which utilizes a new mathematical formula. The predetermined mathematical formula is described below and will replace the “Transfer Calculation” portion of the mathematical formula currently used in connection with your benefit on a prospective basis. This election may only be made once and may not be revoked once elected. The mathematical formula appears in Appendix H in this prospectus, and is described below. Only the election of the 90% cap feature will prevent all of your Account Value from being allocated to an AST bond portfolio Sub-account. If all of your Account Value is currently allocated to an AST bond portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect this 90% cap feature. If you make additional Purchase Payments, they may result in a transfer of Account Value.

Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. In the description of the formula in the next paragraph, we refer to the AST bond portfolio Sub-account in which you are invested immediately prior to any potential asset transfer as the “Current AST bond portfolio Sub-account.” The formula may dictate that a transfer out of the Current AST bond portfolio Sub-account be made, or alternatively may mandate a transfer into an AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the “current liability” (we refer to that Sub-account as the “Transfer AST bond portfolio Sub-account”). Note that if the Current AST bond portfolio Sub-account is associated with the current liability, then that Sub-account would be the Transfer AST bond portfolio Sub-account, and we would simply transfer additional assets into the Sub-account if dictated by the formula.

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Under the new formula, the formula will not execute a transfer to the Transfer AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account (“90% cap feature”). Thus, on any Valuation Day, if the formula would require a transfer to the Transfer AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a formula-initiated transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature). At no time will the formula make a transfer to the Transfer AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the Transfer AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the Transfer AST bond portfolio Sub-account.

If you make additional purchase payments to your Annuity while the transfer restriction of the 90% cap feature is in effect, the formula will not transfer any of such additional purchase payments to the Transfer AST bond portfolio Sub-account at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the Transfer AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the Transfer AST bond portfolio Sub-account (at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account).

For example,

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March 19, 2010 – a transfer is made that results in the 90% cap feature being met and now $90,000 is allocated to the Transfer AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

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March 20, 2010 – you make an additional purchase payment of $10,000. No transfers have been made from the Transfer AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2010.

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As of March 20, 2010 (and at least until first a transfer is made out of the Transfer AST bond portfolio Sub-account under the formula) the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the Transfer AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the Transfer AST bond portfolio Sub-account).

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Once there is a transfer out of the Transfer AST bond portfolio Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature).

If at the time you elect the 90% cap feature, more than 90% of your Account Value is allocated to an AST bond portfolio Sub-account used with the benefit, a transfer will be made from the AST bond portfolio Sub-account such that Account Value will be allocated 90% to the AST bond portfolio Sub-account and 10% will be allocated to your elected Sub-accounts. Amounts to be transferred from the AST bond portfolio Sub-account to your elected Sub-accounts will be transferred according to the following “hierarchy” (i.e., if a given item is inapplicable, we use the next instruction that is applicable): (a) the percentages dictated by any existing asset allocation program; or (b) the percentages dictated by any auto-rebalancing program; or (c) pro-rata according to amounts currently held in your elected Sub-accounts; or (d) according to the currently-effective allocation instructions used for the allocation of subsequent Purchase Payments. It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amount of such additional transfer(s) will vary. If, on the date this feature is elected, 100% of your Account Value is allocated to the Transfer AST bond portfolio Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts.

It is possible that an additional transfer to the Permitted Sub-accounts could occur the following Valuation Day(s), and in some instances (based upon the formula) the additional transfer(s) could be large. Thereafter, your Account Value can be transferred between the Transfer AST bond portfolio Sub-account and your Permitted Sub-accounts as frequently as daily, based on what the formula prescribes.

Once the transfer restriction of the 90% cap feature is triggered, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature).

Important Considerations When Electing this Feature:

■	At any given time, some, most or none of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.
■

Please be aware that because of the way the 90% cap feature mathematical formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.

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■

If this feature is elected, any Account Value transferred to the Permitted Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending on the performance of the Permitted Sub-accounts you select.

■	Your election of the 90% cap feature will not result in your losing the guarantees you had accumulated under your existing GRO Plus 2008 benefit.

HIGHEST DAILY GUARANTEED RETURN OPTION (HD GRO)

We no longer permit new elections of Highest Daily GRO.

Highest Daily GRO creates a series of separate guarantees, each of which is based on the highest Account Value attained on a day during the applicable time period. As each year of your participation in the benefit passes, we create a new guarantee. Each guarantee then remains in existence until the date on which it matures (unless the benefit terminates sooner). We refer to each date on which the specified Account Value is guaranteed as the “maturity date” for that guarantee. Highest Daily GRO will not create a guarantee if the maturity date of that guarantee would extend beyond the date by which annuity payments must commence under the terms of your Annuity. This is true even with respect to a new Owner who has acquired the Annuity from the original Owner.

The guarantees provided by the benefit exist only on the applicable maturity date(s). However, due to the ongoing monitoring of your Account Value, and the transfer of Account Value to support our future guarantees, the benefit may provide some protection from significant Sub-account losses if you choose to surrender your Annuity or begin receiving annuity payments prior to a maturity date. For this same reason, the benefit may limit your ability to benefit from Sub-account increases while it is in effect.

The initial guarantee is created on the day that the Highest Daily GRO benefit is added to your Annuity. We guarantee that your Account Value on the tenth anniversary of that day (we refer to each such anniversary as a “benefit anniversary”) will not be less than your Account Value on the day that the Highest Daily GRO benefit was added to your Annuity. Each benefit anniversary thereafter, we create a new guarantee. With respect to each such subsequent guarantee, we identify the highest Account Value that occurred between the date of that benefit anniversary and the date on which Highest Daily GRO was added to your Annuity. We guarantee that your Account Value ten years after that benefit anniversary will be no less than the highest daily Account Value that occurred during that time period. The following example illustrates the time period over which we identify the highest daily Account Value for purposes of each subsequent guarantee under the benefit. If the date of benefit election were January 1, 2009, we would create a guarantee on January 1, 2012 based on the highest Account Value achieved between January 1, 2009 and January 1, 2012, and that guarantee would mature on January 1, 2022. As described below, we adjust each of the guarantee amounts for purchase payments and withdrawals.

In general, we refer to a date on which the Account Value is guaranteed to be present as the “maturity date”. If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the “Current AST bond portfolio Sub-account” described below) in accordance with your current allocations instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts, on a pro rata basis. If the entire account value is invested in the AST bond portfolio Sub-account, we will allocate according to your current allocation instructions.

We increase the amount of each guarantee that has not yet reached its maturity date, as well as the highest daily Account Value that we calculate to establish a guarantee, by the amount of each Purchase Payment (and associated Credits) made prior to the applicable maturity date. For example, if the effective date of the benefit was January 1, 2009, and there was an initial guaranteed amount that was set at $100,000 maturing January 1, 2019, and a second guaranteed amount that was set at $120,000 maturing January 1, 2020, then a $30,000 Purchase Payment made on March 30, 2010 would increase the guaranteed amounts to $130,000 and $150,000, respectively. As illustrated in the examples below, additional purchase payments also increase an amount we refer to as the “dollar-for-dollar corridor.”

We reflect the effect of withdrawals by reference to an amount called the “dollar-for-dollar corridor.” The dollar-for-dollar corridor is set initially to equal 5% of the initial guaranteed amount (i.e., 5% of the Account Value at benefit election). Each “benefit year” (i.e., a year that begins on the date of election of Highest Daily GRO and each anniversary thereafter), withdrawals that you make that are equal to or less than the dollar-for-dollar corridor reduce (i) the amount of the dollar-for-dollar corridor for that benefit year (ii) the amount of each outstanding guarantee amount, and (iii) the highest daily Account Value that we calculate to establish a guarantee, by the exact amount of the withdrawal. However, if you withdraw more than the dollar-for-dollar corridor in a given benefit year, we use the portion of the withdrawal that exceeded the dollar-for-dollar corridor to effect a proportional reduction to both the dollar-for-dollar corridor itself and each outstanding guaranteed amount, as well as the highest daily Account Value that we calculate to establish a guarantee. We calculate a proportional reduction by (i) identifying the amount of the withdrawal that exceeded the dollar-for-dollar corridor (the “excess withdrawal”) (ii) subtracting the dollar-for-dollar amount from the Account Value prior to the withdrawal (iii) dividing the excess withdrawal by the amount in (ii). We then use the resulting proportion to reduce each of the guaranteed amount, the highest daily Account Value that we calculate to establish a guarantee, and the dollar for dollar corridor itself. See examples of this calculation below.

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Any partial withdrawals in payment of any third party investment advisory service will be treated as withdrawals, and will reduce each applicable guaranteed amount and the dollar-for-dollar corridor in the manner indicated above.

EXAMPLES

The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the Highest Daily GRO benefit are October 13, 2008; 2.) an initial Purchase Payment of $250,000 (includes any Credits); 3.) an initial guarantee amount of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for Highest Daily GRO or other fees and charges.

Example 1. Dollar-for-dollar reduction

A $10,000 withdrawal is taken on November 29, 2008 (in the first Annuity Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Dollar-for-dollar Limit:

■	The initial guarantee amount is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).
■	The remaining dollar-for-dollar limit (“Remaining Limit”) for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

Example 2. Dollar-for-dollar and proportional reductions

A second $10,000 withdrawal is taken on December 18, 2008 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $180,000. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:

■	The initial guarantee amount is first reduced by the Remaining Limit (from $240,000 to $237,500);
■	The result is then further reduced by the ratio of A to B, where:

—	A is the amount withdrawn less the Remaining Limit ($10,000 – $2,500, or $7,500).
—	B is the Account Value less the Remaining Limit ($180,000 – $2,500, or $177,500).

The resulting initial guarantee amount is: $237,500 X (1 – $7,500 / $177,500), or $227,464.79.

■	The Remaining Limit is set to zero (0) for the balance of the first Annuity Year.

The resulting dollar-for-dollar corridor for the next Annuity Year is calculated by multiplying the prior dollar-for-dollar corridor by the same ratio by which we reduce the Guarantee Amount above: $12,500 X (1 – $7,500 / $177,500), or $11,971.83.

Key Feature – Allocation of Account Value

HD GRO uses a predetermined mathematical formula to help manage your guarantees through all market cycles. The formula applicable to you may not be altered once you elect the benefit. This required formula helps us manage our financial exposure under HD GRO, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve Account Value, by transferring it to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to the Sub-accounts corresponding to these bond portfolios collectively as the “AST bond portfolio Sub-accounts”. The formula also contemplates the transfer of Account Value from an AST bond portfolio Sub-account to the other Sub-accounts. The formula is set forth in Appendix P of this prospectus. A summary description of each AST bond portfolio Sub-account appears within the prospectus section entitled “Investment Options.” In addition, you can find a copy of the AST bond portfolio prospectus by going to www.prudentialannuities.com.

For purposes of operating the HD GRO formula, we have included within each Annuity several AST bond portfolio Sub-accounts. Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2020, an AST bond portfolio whose underlying investments generally mature in 2021, and so forth. As discussed below, the formula determines the appropriate AST bond portfolio Sub-account to which Account Value is transferred. We will introduce new AST bond portfolio Sub-accounts in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit. If you have elected HD GRO, you may have Account Value allocated to an AST bond portfolio Sub-account only by operation of the formula, and thus you may not allocate Purchase Payments to or make transfers to or from an AST bond portfolio Sub-account.

Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. The formula determines the appropriate AST bond portfolio Sub-account to which Account Value is transferred. On any day a transfer into or out of the AST bond portfolio Sub-account is made, the formula may dictate that a transfer out of one AST bond portfolio Sub-account be made into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the “current liability”, as described below. In the formula, we use the term “Transfer Account” to refer to the AST bond portfolio Sub-account to which a transfer would be made. As indicated, the formula and AST bond portfolio Sub-accounts are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, the formula applicable to you under the benefit determines which AST bond portfolio Sub-account your Account Value is transferred to, and under what circumstances a transfer is made.

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In general, the formula works as follows. Under the formula, Account Value will transfer between the “Permitted Sub-accounts” and an AST bond portfolio Sub-account when dictated by the pre-determined mathematical formula. On each Valuation Day, including the effective date of the benefit, the pre-determined mathematical formula is used to compare your Account Value to an amount based on the guarantees provided under the benefit. The formula determines whether a transfer occurs based, among other things, on an identification of the outstanding guarantee that has the largest present value. Based on the formula, a determination is made as to whether any portion of your Account Value is to be transferred to or from the AST bond portfolio Sub-account. In identifying those guarantees, we consider each guarantee that already has been set (i.e., on a benefit anniversary), as well as an amount that we refer to as the “Projected Future Guarantee.” The “Projected Future Guarantee” is an amount equal to the highest Account Value (adjusted for withdrawals, additional Purchase Payments, and any associated Credits as described in the section of the prospectus concerning HD GRO) within the current benefit year that would result in a new guarantee. For the Projected Future Guarantee, the assumed Guarantee Period begins on the current Valuation Day and ends 10 years from the next anniversary of the effective date of the benefit. As such, a Projected Future Guarantee could cause a transfer of Account Value into an AST bond portfolio Sub-account. We only calculate a Projected Future Guarantee if the assumed Guarantee Period associated with that Projected Future Guarantee does not extend beyond the latest Annuity Date applicable to the Annuity. The amount that is transferred to and from the AST bond portfolio Sub-accounts pursuant to the formula depends upon the factors set forth in the bullet points below, some of which relate to the guarantee amount(s), including the Projected Future Guarantee.

For each outstanding guarantee and the Projected Future Guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable “discount rate”, would equal the applicable guarantee amount on the Maturity Date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing that interest rate by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the “current liability” in the formula. The formula compares the current liability to the amount of your Account Value held within the AST bond portfolio Sub-account and to your Account Value held within the Permitted Sub-accounts. If the current liability, reduced by the amount held within the current AST bond portfolio Sub-account, and divided by the amount held within the Permitted Sub-accounts, exceeds an upper target value (currently, 85%), then the formula will make a transfer into the AST bond portfolio Sub-account, in the amount dictated by the formula (subject to the 90% cap feature discussed below). If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount within the Permitted Sub-accounts, is less than a lower target value (currently, 79%), then the formula will transfer Account Value from the AST bond portfolio Sub-account into the Permitted Sub-accounts, in the amount dictated by the formula.

As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts. Where you have not elected the 90% cap feature, at any given time, some, none, or all of your Account Value may be allocated to an AST bond portfolio Sub-account. For such elections, if your entire Account Value is transferred to an AST bond portfolio Sub-account, then based on the way the formula operates, the formula will not transfer amounts out of the AST bond portfolio Sub-account and the entire Account Value would remain in the AST bond portfolio Sub-account. If you make additional Purchase Payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional Purchase Payments may or may not cause the formula to transfer money into or out of the AST bond portfolio Sub-account. Once the Purchase Payments are allocated to your Annuity, they also will be subject to the formula, which may result in immediate transfers to or from the AST bond portfolio Sub-accounts, if dictated by the formula. If you have elected the 90% cap feature discussed below, at any given time, some, none, or most of your Account Value may be allocated to the AST bond portfolio Sub-accounts.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST bond portfolio Sub-accounts pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

■	The difference between your Account Value and your guarantee amount(s);
■	The amount of time until the maturity of your guarantee(s);
■	The amount invested in, and the performance of, the Permitted Sub-accounts;
■	The amount invested in, and the performance of, the AST bond portfolio Sub-accounts;
■	The discount rate used to determine the present value of your guarantee(s);
■	Additional Purchase Payments, if any, that you make to the Annuity; and
■	Withdrawals, if any, taken from the Annuity.

Any amounts invested in the AST bond portfolio Sub-accounts will affect your ability to participate in a subsequent market recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the market recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected. The AST bond portfolio Sub-accounts are available only with certain optional living benefits, and you may not allocate Purchase Payments to or transfer Account Value to or from the AST bond portfolio Sub-accounts.

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Election/Cancellation of the Benefit

We no longer permit new elections of Highest Daily GRO. If you currently participate in Highest Daily GRO, your existing guarantees are unaffected by the fact that we no longer offer Highest Daily GRO.

If you wish, you may cancel the Highest Daily GRO benefit. You may then elect any other currently available living benefit, which is available to be added post issue on any Valuation Day after you have cancelled the Highest Daily GRO benefit, provided the request is received in good order (subject to state availability and in accordance with any applicable age requirements). Upon cancellation of the Highest Daily GRO benefit, any Account Value allocated to the AST Bond Portfolio Sub-accounts used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro-rata. Upon your election of another living benefit, Account Value may be transferred between the AST Bond Portfolio Sub-accounts or, depending on the benefits selected, the AST Investment Grade Bond Portfolio, and the Permitted Sub-accounts according to a pre-determined mathematical formula used with that benefit. It is possible that over time the formula could transfer some, most, or none of the Account Value to the AST Bond Portfolio Sub-accounts or, depending on the benefits selected, the AST Investment Grade Bond Portfolio, under the newly-elected benefit. You also should be aware that upon cancellation of the Highest Daily GRO benefit, you will lose all guarantees that you had accumulated under the benefit. Thus, the guarantees under your newly-elected benefit will be based on your current account value. The benefit you elect or re-elect may be more expensive than the benefit you cancel. Once the Highest Daily GRO benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Highest Daily GRO benefit provided that the benefit you are looking to elect is available on a post-issue basis.

Highest Daily GRO will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or (d) upon full surrender of the Annuity. If you elect to terminate the benefit, Highest Daily GRO will no longer provide any guarantees. The charge for the Highest Daily GRO benefit will no longer be deducted from your Account Value upon termination of the benefit.

Special Considerations under Highest Daily GRO

This benefit is subject to certain rules and restrictions, including, but not limited to the following:

■

Upon inception of the benefit, 100% of your Account Value must have been allocated to the Permitted Sub-accounts. The Permitted Sub-accounts are those described in the Investment Option section of this prospectus. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.

■	You cannot participate in any dollar cost averaging benefit that transfers Account Value from a fixed interest rate option to a Sub-account.
■

Transfers from the other Sub-accounts to an AST bond portfolio Sub-account or from an AST bond portfolio Sub-account to the other Sub-accounts under the benefit will not count toward the maximum number of free transfers allowable under the Annuity.

■	Any amounts applied to your Account Value by us on a maturity date will not be treated as “investment in the contract” for income tax purposes.
■	As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.
■

We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

Charges under the Benefit

We deduct an annual charge equal to 0. 60% (0.35%, for elections prior to May 1, 2009) of the average daily net assets of the Sub-accounts (including each AST bond portfolio Sub-account) for participation in the Highest Daily GRO benefit. The charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed and (b) administration of the benefit. We reserve the right to increase this fee for newly-issued contracts or new elections of the benefit. The charges will not exceed the maximum charges shown in the section of this prospectus entitled “Summary of Contract Fees and Charges.” You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.

OPTIONAL 90% CAP FEATURE FOR HIGHEST DAILY GRO

If you currently own an Annuity and have elected the Highest Daily GRO benefit, you can elect this optional feature, at no additional cost, which utilizes a new mathematical formula. The predetermined mathematical formula is described below and will replace the “Transfer Calculation” portion of the mathematical formula currently used in connection with your benefit on a prospective basis. This election may only be made once and may not be revoked once elected. The new formula is set forth in Appendix P of this prospectus, and is described below. Only the election of the 90% cap feature will prevent all of your Account Value from being allocated to an AST bond portfolio Sub-account. If all of your Account Value is currently allocated to an AST bond portfolio

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Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect this 90% cap feature. If you make additional Purchase Payments, they may result in a transfer of Account Value.

As with the formula that does not include the 90% cap feature, the formula with the 90% cap feature determines whether a transfer occurs based, among other things, on an identification of the outstanding guarantee that has the largest present value. In identifying those guarantees, we consider each guarantee that already has been set (i.e., on a benefit anniversary), as well as the “Projected Future Guarantee” (as described above).

Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. In the description of the formula in the next paragraph, we refer to the AST bond portfolio Sub-account in which you are invested immediately prior to any potential asset transfer as the “Current AST bond portfolio Sub-account.” The formula may dictate that a transfer out of the Current AST bond portfolio Sub-account be made, or alternatively may mandate a transfer into an AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the “current liability” (we refer to that Sub-account as the “Transfer AST bond portfolio Sub-account”). Note that if the Current AST bond portfolio Sub-account is associated with the current liability, then that Sub-account would be the Transfer AST bond portfolio Sub-account, and we would simply transfer additional assets into the Sub-account if dictated by the formula.

Under the new formula, the formula will not execute a transfer to the Transfer AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account (“90% cap rule”). Thus, on any Valuation Day, if the formula would require a transfer to the Transfer AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a formula-initiated transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap rule). At no time will the formula make a transfer to the Transfer AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the Transfer AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the Transfer AST bond portfolio Sub-account.

If you make additional purchase payments to your Annuity while the transfer restriction of the 90% cap feature is in effect, the formula will not transfer any of such additional purchase payments to the Transfer AST bond portfolio Sub-account at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the Transfer AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the Transfer AST bond portfolio Sub-account (at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account).

For example,

■

March 19, 2010 – a transfer is made that results in the 90% cap rule being met and now $90,000 is allocated to the Transfer AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

■

March 20, 2010 – you make an additional purchase payment of $10,000. No transfers have been made from the Transfer AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2010.

■

As of March 20, 2010 (and at least until first a transfer is made out of the Transfer AST bond portfolio Sub-account under the formula) the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the Transfer AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the Transfer AST bond portfolio Sub-account).

■

Once there is a transfer out of the Transfer AST bond portfolio Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap rule).

If at the time you elect the 90% cap rule, more than 90% of your Account Value is allocated to an AST bond portfolio Sub-account used with the benefit, a transfer will be made from the AST bond portfolio Sub-account such that Account Value will be allocated 90% to the AST bond portfolio Sub-account and 10% will be allocated to your elected Sub-accounts. Amounts to be transferred from the AST bond portfolio Sub-account to your elected Sub-accounts will be transferred according to the following “hierarchy” (i.e., if a given item is inapplicable, we use the next instruction that is applicable): (a) the percentages dictated by any existing asset allocation program; or (b) the percentages dictated by any auto-rebalancing program; or (c) pro-rata according to amounts currently held in your elected Sub-accounts; or (d) according to the currently-effective allocation instructions used for the allocation of subsequent Purchase Payments. It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amount of such additional transfer(s) will vary. If, on the date this feature is elected, 100% of your Account Value is allocated to the Transfer AST

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bond portfolio Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts.

It is possible that an additional transfer to the Permitted Sub-accounts could occur the following Valuation Day(s), and in some instances (based upon the formula) the additional transfer(s) could be large. Thereafter, your Account Value can be transferred between the Transfer AST bond portfolio Sub-account and your Permitted Sub-accounts as frequently as daily, based on what the formula prescribes.

Once the transfer restriction of the 90% cap feature is triggered, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature).

Important Considerations When Electing this Feature:

■	At any given time, some, most or none of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.
■

Please be aware that because of the way the 90% cap feature mathematical formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.

■

If this feature is elected, any Account Value transferred to the Permitted Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending on the performance of the Permitted Sub-accounts you select.

Your election of the 90% cap feature will not result in your losing the guarantees you had accumulated under your existing Highest Daily GRO benefit.

GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB)

The Guaranteed Minimum Withdrawal Benefit is no longer available for new elections.

The Guaranteed Minimum Withdrawal Benefit guarantees your ability to withdraw amounts equal to an initial principal value (called the “Protected Value”), regardless of the impact of Sub-account performance on your Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that Sub-account performance will not affect your ability to protect your principal. You are not required to make withdrawals as part of the benefit – the guarantee is not lost if you withdraw less than the maximum allowable amount of principal each year under the rules of the benefit. There is an additional charge if you elected the GMWB benefit; however, the charge may be waived under certain circumstances described below.

Key Feature – Protected Value

The Protected Value is the total amount that we guarantee will be available to you through withdrawals from your Annuity and/or benefit payments, regardless of the impact of Sub-account performance on your Account Value. The Protected Value is reduced with each withdrawal you make until the Protected Value is reduced to zero. When the Protected Value is reduced to zero due to your withdrawals, the GMWB benefit terminates. Additionally, the Protected Value is used to determine the maximum annual amount that you can withdraw from your Annuity, called the Protected Annual Withdrawal Amount, without triggering an adjustment in the Protected Value on a proportional basis. The Protected Value is referred to as the “Benefit Base” in the rider we issue for this benefit.

The Protected Value is determined as of the date you make your first withdrawal under your Annuity following your election of the GMWB benefit. The initial Protected Value is equal to the greater of (A) the Account Value on the date you elect the GMWB benefit, plus any additional purchase payments (plus any Credits applied to such purchase payments under XT6) before the date of your first withdrawal; or (B) the Account Value as of the date of the first withdrawal from your Annuity. The Protected Value may be enhanced by increases in your Account Value due to market performance during the period between your election of the GMWB benefit and the date of your first withdrawal.

■	If you elect the GMWB benefit at the time you purchase your Annuity, the Account Value will be your initial Purchase Payment (plus any Credits applied to such purchase payments under XT6).
■

If we offer the GMWB benefit to existing Annuity Owners, the Account Value on the anniversary of the Issue Date of your Annuity following your election of the GMWB benefit will be used to determine the initial Protected Value.

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If you make additional purchase payments after your first withdrawal, the Protected Value will be increased by the amount of the additional Purchase Payment (plus any Credits applied to such purchase payments under XT6).

You may elect to step-up your Protected Value if, due to positive market performance, your Account Value is greater than the Protected Value. You are eligible to step-up the Protected Value on or after the 5th anniversary following the first withdrawal under the GMWB benefit. The Protected Value can be stepped up again on or after the 5th anniversary following the preceding step-up. If you elect to step-up the Protected Value, you must do so during the 30-day period prior to your eligibility date. If you elect to step-up the Protected Value under the benefit, and on the date you elect to step-up, the charges under the GMWB benefit have changed for new purchasers, your benefit may be subject to the new charge going forward.

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Upon election of the step-up, we reset the Protected Value to be equal to the then current Account Value. For example, assume your initial Protected Value was $100,000 and you have made cumulative withdrawals of $40,000, reducing the Protected Value to $60,000. On the date you are eligible to step-up the Protected Value, your Account Value is equal to $75,000. You could elect to step-up the Protected Value to $75,000 on the date you are eligible. Upon election of the step-up, we also reset the Protected Annual Withdrawal Amount (discussed immediately below) to be equal to the greater of (A) the Protected Annual Withdrawal Amount immediately prior to the reset; and (B) 7% of the Protected Value immediately after the reset.

Key Feature – Protected Annual Withdrawal Amount

The initial Protected Annual Withdrawal Amount is equal to 7% of the Protected Value. Under the GMWB benefit, if your cumulative withdrawals each Annuity Year are less than or equal to the Protected Annual Withdrawal Amount, your Protected Value will be reduced on a “dollar-for-dollar” basis (the Protected Value is reduced by the actual amount of the withdrawal, including any CDSC or MVA that may apply). Cumulative withdrawals in any Annuity Year that exceed the Protected Annual Withdrawal Amount trigger a proportional adjustment to both the Protected Value and the Protected Annual Withdrawal Amount, as described in the rider for this benefit (see the examples of this calculation below). The Protected Annual Withdrawal Amount is referred to as the “Maximum Annual Benefit” in the rider we issue for this benefit.

The GMWB benefit does not affect your ability to make withdrawals under your Annuity or limit your ability to request withdrawals that exceed the Protected Annual Withdrawal Amount. You are not required to withdraw all or any portion of the Protected Annual Withdrawal Amount each Annuity Year.

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If, cumulatively, you withdraw an amount less than the Protected Annual Withdrawal Amount in any Annuity Year, you cannot carry-over the unused portion of the Protected Annual Withdrawal Amount to subsequent Annuity Years. However, because the Protected Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Protected Annual Withdrawal Amount may extend the period of time until the remaining Protected Value is reduced to zero.

■	Additional purchase payments will increase the Protected Annual Withdrawal Amount by 7% of the applicable Purchase Payment (and any Credits we apply to such purchase payments under XT6).
■	If the Protected Annual Withdrawal Amount after an adjustment exceeds the Protected Value, the Protected Annual Withdrawal Amount will be set equal to the Protected Value.

The following examples of dollar-for dollar and proportional reductions and the reset of the Maximum Annual Benefit assume that: 1.) the Issue Date and the effective date of the GMWB benefit are October 13, 2005; 2.) an initial Purchase Payment of $250,000 (includes any Credits in the case of XT6); 3.) a Protected Value of $250,000; and 4.) a Protected Annual Withdrawal Amount of $17,500 (7% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for GMWB or any other fees and charges.

Example 1. Dollar-for-dollar reduction

A $10,000 withdrawal is taken on November 13, 2005 (in the first Annuity Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Protected Annual Withdrawal Amount:

■	The Protected Value is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).
■	The remaining Protected Annual Withdrawal Amount for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $17,500 to $7,500).

Example 2. Dollar-for-dollar and proportional reductions

A second $10,000 withdrawal is taken on December 13, 2005 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $220,000. As the amount withdrawn exceeds the remaining Protected Annual Withdrawal Amount of $7,500 from Example 1:

■	The Protected Value is first reduced by the remaining Protected Annual Withdrawal Amount (from $240,000 to $232,500);
■	The result is then further reduced by the ratio of A to B, where:

—	A is the amount withdrawn less the remaining Protected Annual Withdrawal Amount ($10,000 – $7,500, or $2,500).
—	B is the Account Value less the remaining Protected Annual Withdrawal Amount ($220,000 – $7,500, or $212,500).

The resulting Protected Value is: $232,500 X (1 – $2,500 / $212,500), or $229,764.71.

■	The Protected Annual Withdrawal Amount is also reduced by the ratio of A to B: The resulting Protected Annual Withdrawal Amount is: $17,500 X (1 – $2,500 / $212,500), or $17,294.12.

—	The remaining Protected Annual Withdrawal Amount is set to zero (0) for the balance of the first Annuity Year.

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Example 3. Reset of the Maximum Annual Benefit

A $10,000 withdrawal is made on October 13, 2006 (second Annuity Year). The remaining Protected Annual Withdrawal Amount has been reset to the Protected Annual Withdrawal Amount of $17,294.12 from Example 2. As the amount withdrawn is less than the remaining Protected Annual Withdrawal Amount:

■	The Protected Value is reduced by the amount withdrawn (i.e., reduced by $10,000, from $229,764.71 to $219,764.71).
■	The remaining Protected Annual Withdrawal Amount for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $17,294.12 to $7,294.12).

Benefits under GMWB

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In addition to any withdrawals you make under the GMWB benefit, Sub-account performance may reduce your Account Value. If your Account Value is equal to zero, and you have not received all of your Protected Value in the form of withdrawals from your Annuity, we will continue to make payments equal to the remaining Protected Value in the form of fixed, periodic payments until the remainder of the Protected Value is paid, at which time the rider terminates. The fixed, periodic payments will each be equal to the Protected Annual Withdrawal Amount, except for the last payment which may be equal to the remaining Protected Value. We will determine the duration for which periodic payments will continue by dividing the Protected Value by the Protected Annual Withdrawal Amount. You will not have the right to make additional purchase payments or receive the remaining Protected Value in a lump sum. You can elect the frequency of payments, subject to our rules then in effect.

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If the death benefit under your Annuity becomes payable before you have received all of your Protected Value in the form of withdrawals from your Annuity, your Beneficiary has the option to elect to receive the remaining Protected Value as an alternate death benefit payout in lieu of the amount payable under any other death benefit provided under your Annuity. The remaining Protected Value will be payable in the form of fixed, periodic payments. Your beneficiary can elect the frequency of payments, subject to our rules then in effect. We will determine the duration for which periodic payments will continue by dividing the Protected Value by the Protected Annual Withdrawal Amount. The Protected Value is not equal to the Account Value for purposes of the Annuity’s other death benefit options. The GMWB benefit does not increase or decrease the amount otherwise payable under the annuity’s other death benefit options. Generally, the GMWB benefit would be of value to your Beneficiary only when the Protected Value at death exceeds any other amount available as a death benefit.

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If you elect to begin receiving annuity payments before you have received all of your Protected Value in the form of withdrawals from your Annuity, an additional annuity payment option will be available that makes fixed annuity payments for a certain period, determined by dividing the Protected Value by the Protected Annual Withdrawal Amount. If you elect to receive annuity payments calculated in this manner, the assumed interest rate used to calculate such payments will be 0%, which is less than the assumed interest rate on other annuity payment options we offer. This 0% assumed interest rate results in lower annuity payments than what would have been paid if the assumed interest rate was higher than 0%. You can also elect to terminate the GMWB benefit and begin receiving annuity payments based on your then current Account Value (not the remaining Protected Value) under any of the available annuity payment options.

Other Important Considerations

■	Withdrawals under the GMWB benefit are subject to all of the terms and conditions of your Annuity, including any CDSC and MVA that may apply.
■	Withdrawals made while the GMWB benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under your Annuity.
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The GMWB benefit does not directly affect your Annuity’s Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal. If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Value.

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You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the GMWB benefit. The GMWB benefit provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Protected Value in the form of periodic benefit payments.

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We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

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The Basic Death Benefit will terminate if withdrawals taken under the GMWB benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the GMWB benefit cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

Election of the Benefit

The GMWB benefit is no longer available. If you currently participate in GMWB, your existing guarantees are unaffected by the fact that we no longer offer GMWB.

We reserve the right to restrict the maximum amount of Protected Value that may be covered under the GMWB benefit under this Annuity or any other annuities that you own that are issued by Prudential Annuities or its affiliated companies.

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Termination of the Benefit

The benefit terminates automatically when your Protected Value reaches zero based on your withdrawals. You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective. The benefit terminates upon your surrender of your Annuity, upon due proof of death (unless your surviving spouse elects to continue your Annuity and the GMWB benefit or your Beneficiary elects to receive the amounts payable under the GMWB benefit in lieu of the death benefit) or upon your election to begin receiving annuity payments.

The charge for the GMWB benefit will no longer be deducted from your Account Value upon termination of the benefit.

Please note that if you terminate a living benefit such as GMWB and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. We reserve the right to waive, change and/or further limit the election frequency in the future.

Charges under the Benefit

■	Currently, we deduct a charge equal to 0.35% of the average daily net assets of the Sub-accounts per year for the GMWB benefit. The annual charge is deducted daily.
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If, during the seven years following the effective date of the benefit, you do not make any withdrawals, and also during the five years after the effective date of the benefit you make no purchase payment, we will thereafter waive the charge for GMWB. If you make a purchase payment after we have instituted that fee waiver (whether that purchase payment is directed to a Sub-account or to a Fixed Allocation), we will resume imposing the GMWB fee (without notifying you of the resumption of the charge). Withdrawals that you take after the fee waiver has been instituted will not result in the re-imposition of the GMWB charge.

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If you elect to step-up the Protected Value under the benefit, and on the date you elect to step-up, the charges under the benefit have changed for new purchasers, your benefit may be subject to the new charge level for the benefit.

Additional Tax Considerations for Qualified Contracts/Arrangements

If you purchase an Annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than 5 percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Protected Annual Withdrawal Amount, which will cause us to recalculate the Protected Value and the Protected Annual Withdrawal Amount, resulting in a lower amount payable in future Annuity Years.

GUARANTEED MINIMUM INCOME BENEFIT (GMIB)

The Guaranteed Minimum Income Benefit is no longer available for new elections.

The Guaranteed Minimum Income Benefit is an optional benefit that, after a seven-year waiting period, guarantees your ability to begin receiving income from your Annuity in the form of annuity payments based on a guaranteed minimum value (called the “Protected Income Value”) that increases after the waiting period begins, regardless of the impact of Sub-account performance on your Account Value. The benefit may be appropriate for you if you anticipate using your Annuity as a future source of periodic fixed income payments for the remainder of your life and wish to ensure that the basis upon which your income payments will be calculated will achieve at least a minimum amount despite fluctuations in market performance. There is an additional charge if you elected the GMIB benefit.

Key Feature – Protected Income Value

The Protected Income Value is the minimum amount that we guarantee will be available (net of any applicable tax charge), after a waiting period of at least seven years, as a basis to begin receiving fixed annuity payments. The Protected Income Value is initially established on the effective date of the GMIB benefit and is equal to your Account Value on such date. Currently, since the GMIB benefit may only be elected at issue, the effective date is the Issue Date of your Annuity. The Protected Income Value is increased daily based on an annual growth rate of 5%, subject to the limitations described below. The Protected Income Value is referred to as the “Protected Value” in the rider we issue for this benefit. The 5% annual growth rate is referred to as the “Roll-Up Percentage” in the rider we issue for this benefit.

The Protected Income Value is subject to a limit of 200% (2X) of the sum of the Protected Income Value established on the effective date of the GMIB benefit, or the effective date of any step-up value, plus any additional purchase payments (and any Credit that is applied to such purchase payments in the case of XT6) made after the waiting period begins ("Maximum Protected Income Value”), minus the impact of any withdrawals (as described below in “Impact of Withdrawals on the Protected Income Value”) you make from your Annuity after the waiting period begins.

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Subject to the maximum age/durational limits described immediately below, we will no longer increase the Protected Income Value by the 5% annual growth rate once you reach the Maximum Protected Income Value. However, we will increase the

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Protected Income Value by the amount of any additional purchase payments after you reach the Maximum Protected Income Value. Further, if you make withdrawals after you reach the Maximum Protected Income Value, we will reduce the Protected Income Value and the Maximum Protected Income Value by the proportional impact of the withdrawal on your Account Value.

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Subject to the Maximum Protected Income Value, we will no longer increase the Protected Income Value by the 5% annual growth rate after the later of the anniversary date on or immediately following the Annuitant’s 80th birthday or the 7th anniversary of the later of the effective date of the GMIB benefit or the effective date of the most recent step-up. However, we will increase the Protected Income Value by the amount of any additional purchase payments (and any Credit that is applied to such purchase payments in the case of XT6). Further, if you make withdrawals after the Annuitant reaches the maximum age/duration limits, we will reduce the Protected Income Value and the Maximum Protected Income Value by the proportional impact of the withdrawal on your Account Value.

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Subject to the Maximum Protected Income Value, if you make an additional Purchase Payment, we will increase the Protected Income Value by the amount of the Purchase Payment (and any Credit that is applied to such Purchase Payment in the case of XT6) and will apply the 5% annual growth rate on the new amount from the date the Purchase Payment is applied.

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As described below, after the waiting period begins, cumulative withdrawals each Annuity Year that are up to 5% of the Protected Income Value on the prior anniversary of your Annuity will reduce the Protected Income Value by the amount of the withdrawal. Cumulative withdrawals each Annuity Year in excess of 5% of the Protected Income Value on the prior anniversary of your Annuity will reduce the Protected Income Value proportionately. All withdrawals after the Maximum Protected Income Value is reached will reduce the Protected Income Value proportionately. The 5% annual growth rate will be applied to the reduced Protected Income Value from the date of the withdrawal.

Stepping-Up the Protected Income Value – You may elect to “step-up” or “reset” your Protected Income Value if your Account Value is greater than the current Protected Income Value. Upon exercise of the step-up provision, your initial Protected Income Value will be reset equal to your current Account Value. From the date that you elect to step-up the Protected Income Value, we will apply the 5% annual growth rate to the stepped-up Protected Income Value, as described above. You can exercise the step-up provision twice while the GMIB benefit is in effect, and only while the Annuitant is less than age 76.

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A new seven-year waiting period will be established upon the effective date of your election to step-up the Protected Income Value. You cannot exercise your right to begin receiving annuity payments under the GMIB benefit until the end of the new waiting period. In light of this waiting period upon resets, it is not recommended that you reset your GMIB if the required beginning date under IRS minimum distribution requirements would commence during the 7 year waiting period. See “Tax Considerations” section in this prospectus for additional information on IRS requirements.

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The Maximum Protected Income Value will be reset as of the effective date of any step-up. The new Maximum Protected Income Value will be equal to 200% of the sum of the Protected Income Value as of the effective date of the step-up plus any subsequent purchase payments (and any Credit that is applied to such purchase payments in the case of XT6), minus the impact of any withdrawals after the date of the step-up.

■	When determining the guaranteed annuity purchase rates for annuity payments under the GMIB benefit, we will apply such rates based on the number of years since the most recent step-up.
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If you elect to step-up the Protected Income Value under the benefit, and on the date you elect to step-up, the charges under the GMIB benefit have changed for new purchasers, your benefit may be subject to the new charge going forward.

■	A step-up will increase the dollar for dollar limit on the anniversary of the Issue Date of the Annuity following such step-up.

Impact of Withdrawals on the Protected Income Value – Cumulative withdrawals each Annuity Year up to 5% of the Protected Income Value will reduce the Protected Income Value on a “dollar-for-dollar” basis (the Protected Income Value is reduced by the actual amount of the withdrawal). Cumulative withdrawals in any Annuity Year in excess of 5% of the Protected Income Value will reduce the Protected Income Value proportionately (see the examples of this calculation below). The 5% annual withdrawal amount is determined on each anniversary of the Issue Date (or on the Issue Date for the first Annuity Year) and applies to any withdrawals during the Annuity Year. This means that the amount available for withdrawals each Annuity Year on a “dollar-for-dollar” basis is adjusted on each Annuity anniversary to reflect changes in the Protected Income Value during the prior Annuity Year.
The Maximum Protected Income Value is reduced by the same dollar-for-dollar amount as the Protected Income Value is reduced and the same proportional percentage as the Protected Income Value is reduced.

The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GMIB benefit are October 13, 2005; 2.) an initial Purchase Payment of $250,000 (includes any Credits in the case of XT6); 3.) an initial Protected Income Value of $250,000; 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000); and 5.) a Maximum Protected Income Value of $500,000 (200% of the initial Protected Income Value). The values set forth here are purely hypothetical and do not reflect the charge for GMIB or any other fees and charges.

Example 1. Dollar-for-dollar reduction

A $10,000 withdrawal is taken on November 13, 2005 (in the first Annuity Year). No prior withdrawals or step-ups have been taken. Immediately prior to the withdrawal, the Protected Income Value is $251,038.10 (the initial value accumulated for 31 days at an annual effective rate of 5%). As the amount withdrawn is less than the dollar-for-dollar limit:

■	The Protected Income Value is reduced by the amount withdrawn (i.e., by $10,000, from $251,038.10 to $241,038.10).

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■	The Maximum Protected Income Value is reduced by the amount withdrawn (i.e., by $10,000 from $500,000.00 to $490,000.00).
■	The remaining dollar-for-dollar limit (“Remaining Limit”) for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

Example 2. Dollar-for-dollar and proportional reductions

A second $10,000 withdrawal is taken on December 13, 2005 (still within the first Annuity Year). Immediately before the withdrawal, the Account Value is $220,000, the Protected Income Value is $242,006.64 and the Maximum Protected Income Value is $490,000.00. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:

■	The Protected Income Value is first reduced by the Remaining Limit (from $242,006.64 to $239,506.64);
■	The result is then further reduced by the ratio of A to B, where:
—	A is the amount withdrawn less the Remaining Limit ($10,000 – $2,500, or $7,500).
—	B is the Account Value less the Remaining Limit ($220,000 – $2,500, or $217,500).

The resulting Protected Income Value is: $239,506.64 X (1 – $7,500 / $217,500), or $231,247.79.

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The Maximum Protected Income Value is reduced first by the same dollar amount as the Protected Income Value ($490,000.00 – $2,500 or $487,500.00) and by the same proportion as for the Protected Income Value ($487,500.00 X 0.9655 or $470,689.66).

■	The Remaining Limit is set to zero (0) for the balance of the first Annuity Year.

Example 3. Reset of the dollar-for-dollar limit

A $10,000 withdrawal is made on the first anniversary of the Issue Date, October 13, 2006 (second Annuity Year). Prior to the withdrawal, the Protected Income Value is $240,838.37 and the Maximum Protected Income Value is $470,689.66. The Remaining Limit is reset to 5% of the Protected Income Value amount, or $12,041.92. As the amount withdrawn is less than the dollar-for-dollar limit:

■	The Protected Income Value is reduced by the amount withdrawn (i.e., reduced by $10,000, from $240,838.37 to $230,838.37).
■	The Maximum Protected Income Value is also reduced by the amount withdrawn (i.e., by $10,000 from $470,689.66, to $460,689.66).
■	The Remaining Limit for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $12,041.92 to $2,041.92).

Key Feature – GMIB Annuity Payments

You can elect to apply the Protected Income Value to one of the available GMIB Annuity Payment Options on any anniversary date following the initial waiting period, or any subsequent waiting period established upon your election to step-up the Protected Income Value. Once you have completed the waiting period, you will have a 30-day period each year, after the Annuity anniversary, during which you may elect to begin receiving annuity payments under one of the available GMIB Annuity Payment Options. You must elect one of the GMIB Annuity Payment Options by the anniversary of the Annuity’s Issue Date on or immediately following the Annuitant’s or your 95th birthday (whichever is sooner), except for Annuities used as a funding vehicle for an IRA, SEP IRA or 403(b), in which case you must elect one of the GMIB Annuity Payment Options by the anniversary of the Annuity’s Issue Date on or immediately following the Annuitant’s 92nd birthday.

Your Annuity or state law may require you to begin receiving annuity payments at an earlier date.

The amount of each GMIB Annuity Payment will be determined based on the age and, where permitted by law, sex of the Annuitant by applying the Protected Income Value (net of any applicable tax charge that may be due) to the GMIB Annuity Payment Option you choose. We use special annuity purchase rates to calculate the amount of each payment due under the GMIB Annuity Payment Options. These special rates for the GMIB Annuity Payment Options are calculated using an assumed interest rate factor that provides for lower growth in the value applied to produce annuity payments than if you elected an annuity payment option that is not part of the GMIB benefit. These special rates also are calculated using other factors such as “age setbacks” (use of an age lower than the Annuitant’s actual age) that result in lower payments than would result if you elected an annuity payment option that is not part of the GMIB benefit. Use of an age setback entails a longer assumed life for the Annuitant which in turn results in lower annuity payments.

On the date that you elect to begin receiving GMIB annuity payments, we guarantee that your payments will be calculated based on your Account Value and our then current annuity purchase rates if the payment amount calculated on this basis would be higher than it would be based on the Protected Income Value and the special GMIB annuity purchase rates.

GMIB Annuity Payment Option 1 – Payments for Life with a Certain Period

Under this option, monthly annuity payments will be made until the death of the Annuitant. If the Annuitant dies before having received 120 monthly annuity payments, the remainder of the 120 monthly annuity payments will be made to the Beneficiary.

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GMIB Annuity Payment Option 2 – Payments for Joint Lives with a Certain Period

Under this option, monthly annuity payments will be made until the death of both the Annuitant and the Joint Annuitant. If the Annuitant and the Joint Annuitant die before having received 120 monthly annuity payments, the remainder of the 120 monthly annuity payments will be made to the Beneficiary

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If the Annuitant dies first, we will continue to make payments until the later of the death of the Joint Annuitant and the end of the period certain. However, if the Joint Annuitant is still receiving annuity payments following the end of the certain period, we will reduce the amount of each subsequent payment to 50% of the original payment amount.

■	If the Joint Annuitant dies first, we will continue to make payments until the later of the death of the Annuitant and the end of the period certain.

You cannot withdraw your Account Value or the Protected Income Value under either GMIB Annuity Payment Option once annuity payments have begun. We may make other payout frequencies available, such as quarterly, semi-annually or annually.

Other Important Considerations

You should note that GMIB is designed to provide a type of insurance that serves as a safety net only in the event your Account Value declines significantly due to negative investment performance. If your Account Value is not significantly affected by negative investment performance, it is unlikely that the purchase of the GMIB will result in your receiving larger annuity payments than if you had not purchased GMIB. This is because the assumptions that we use in computing the GMIB, such as the annuity purchase rates, (which include assumptions as to age-setbacks and assumed interest rates), are more conservative than the assumptions that we use in computing annuity payout options outside of GMIB. Therefore, you may generate higher income payments if you were to annuitize a lower Account Value at the current annuity purchase rates, than if you were to annuitize under the GMIB with a higher Protected Value than your Account Value but, at the annuity purchase rates guaranteed under the GMIB. The GMIB benefit does not directly affect an Annuity’s Account Value, Surrender Value or the amount payable under either the basic Death Benefit provision of the Annuity or any optional Death Benefit provision. If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Income Value. The Protected Income Value is only applicable if you elect to begin receiving annuity payments under one of the GMIB annuity options after the waiting period.

■	Each Annuity offers other annuity payment options that you can elect which do not impose an additional charge, but which do not offer to guarantee a minimum value on which to make annuity payments.
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Where allowed by law, we reserve the right to limit subsequent purchase payments if we determine, at our sole discretion, that based on the timing of your purchase payments and withdrawals, your Protected Income Value is increasing in ways we did not intend. In determining whether to limit purchase payments, we will look at purchase payments which are disproportionately larger than your initial Purchase Payment and other actions that may artificially increase the Protected Income Value.

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We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

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If you change the Annuitant after the effective date of the GMIB benefit, the period of time during which we will apply the 5% annual growth rate may be changed based on the age of the new Annuitant. If the new Annuitant would not be eligible to elect the GMIB benefit based on his or her age at the time of the change, then the GMIB benefit will terminate.

■	Annuity payments made under the GMIB benefit are subject to the same tax treatment as any other annuity payment.
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At the time you elect to begin receiving annuity payments under the GMIB benefit or under any other annuity payment option we make available, the protection provided by an Annuity’s basic Death Benefit or any optional Death Benefit provision you elected will no longer apply.

Election of the Benefit

The GMIB benefit is no longer available. If you currently participate in GMIB, your existing guarantees are unaffected by the fact that we no longer offer GMIB.

Termination of the Benefit

The GMIB benefit cannot be terminated by the Owner once elected. The GMIB benefit automatically terminates as of the date your Annuity is fully surrendered, on the date the Death Benefit is payable to your Beneficiary (unless your surviving spouse elects to continue your Annuity), or on the date that your Account Value is transferred to begin making annuity payments. The GMIB benefit may also be terminated if you designate a new Annuitant who would not be eligible to elect the GMIB benefit based on his or her age at the time of the change.

Upon termination of the GMIB benefit we will deduct the charge from your Account Value for the portion of the Annuity Year since the prior anniversary of the Annuity’s Issue Date (or the Issue Date if in the first Annuity Year).

Charges under the Benefit

Currently, we deduct a charge equal to 0.50% per year of the average Protected Income Value for the period the charge applies. Because the charge is calculated based on the average Protected Income Value, it does not increase or decrease based on changes to the Annuity’s Account Value due to market performance. The dollar amount you pay each year will increase in any year the Protected Income Value increases, and it will decrease in any year the Protected Income Value decreases due to withdrawal, irrespective of whether your Account Value increases or decreases.

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The charge is deducted annually in arrears each Annuity Year on the anniversary of the Issue Date of an Annuity. We deduct the amount of the charge pro-rata from the Account Value allocated to the Sub-accounts and the Fixed Allocations. No MVA will apply to Account Value deducted from a Fixed Allocation. If you surrender your Annuity, begin receiving annuity payments under the GMIB benefit or any other annuity payment option we make available during an Annuity Year, or the GMIB benefit terminates, we will deduct the charge for the portion of the Annuity Year since the prior anniversary of the Annuity’s Issue Date (or the Issue Date if in the first Annuity Year).

No charge applies after the Annuity Date.

LIFETIME FIVE INCOME BENEFIT (LIFETIME FIVE)

The Lifetime Five Income Benefit is no longer being offered. Lifetime Five could have been elected only where the Annuitant and the Owner were the same person or, if the Annuity Owner is an entity, where there was only one Annuitant. The Annuitant must have been at least 45 years old when the benefit is elected. The Lifetime Five Income Benefit was not available if you elected any other optional living benefit. As long as your Lifetime Five Income Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available option(s) with this benefit.

The benefit guarantees your ability to withdraw amounts equal to a percentage of an initial principal value (called the “Protected Withdrawal Value”), regardless of the impact of market performance on your Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. There are two options – one is designed to provide an annual withdrawal amount for life (the “Life Income Benefit”) and the other is designed to provide a greater annual withdrawal amount as long as there is Protected Withdrawal Value (adjusted as described below) (the “Withdrawal Benefit”). If there is no Protected Withdrawal Value, the withdrawal benefit will be zero. You do not choose between these two options; each option will continue to be available as long as your Annuity has an Account Value and the Lifetime Five is in effect. Certain benefits under Lifetime Five may remain in effect even if the Account Value of your Annuity is zero. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that market performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

Key Feature – Protected Withdrawal Value

The Protected Withdrawal Value is used to determine the amount of each annual payment under the Life Income Benefit and the Withdrawal Benefit. The initial Protected Withdrawal Value is determined as of the date you make your first withdrawal under your Annuity following your election of Lifetime Five. The initial Protected Withdrawal Value is equal to the greater of (A) the Account Value on the date you elect Lifetime Five, plus any additional purchase payments, as applicable, each growing at 5% per year from the date of your election of the benefit, or application of the Purchase Payment to your Annuity until the date of your first withdrawal or the 10th anniversary of the benefit effective date, if earlier (B) the Account Value on the date of the first withdrawal from your Annuity, prior to the withdrawal, and (C) the highest Account Value on each Annuity anniversary, plus subsequent purchase payments prior to the first withdrawal or the 10th anniversary of the benefit effective date, if earlier. With respect to (A) and (C) above, after the 10th anniversary of the benefit effective date, each value is increased by the amount of any subsequent purchase payments. With respect to XT6, Credits are added to purchase payments for purposes of calculating the Protected Withdrawal Value, the Annual Income Amount and the Annual Withdrawal Amount (see below for a description of Annual Income Amount and Annual Withdrawal Amount).

■	If you elected the Lifetime Five benefit at the time you purchased your Annuity, the Account Value was your initial Purchase Payment.
■	If you make additional purchase payments after your first withdrawal, the Protected Withdrawal Value will be increased by the amount of each additional Purchase Payment.

The Protected Withdrawal Value is reduced each time a withdrawal is made on a dollar-for-dollar basis up to the Annual Withdrawal Amount, per Annuity Year, of the Protected Withdrawal Value and on the greater of a dollar-for-dollar basis or a pro rata basis for withdrawals in an Annuity Year in excess of that amount until the Protected Withdrawal Value is reduced to zero. At that point the Annual Withdrawal Amount will be zero until such time (if any) as the Annuity reflects a Protected Withdrawal Value (for example, due to a step-up or additional purchase payments being made into the Annuity).

Step-Up of the Protected Withdrawal Value

You may elect to step-up your Protected Withdrawal Value if, due to positive market performance, your Account Value is greater than the Protected Withdrawal Value.

If you elected the Lifetime Five benefit on or after March 20, 2006:

■	You are eligible to step-up the Protected Withdrawal Value on or after the 1st anniversary of the first withdrawal under the Lifetime Five benefit
■	The Protected Withdrawal Value can be stepped up again on or after the 1 st anniversary of the preceding step-up

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If you elected the Lifetime Five benefit prior to March 20, 2006 and that original election remains in effect:

■	You are eligible to step-up the Protected Withdrawal Value on or after the 5th anniversary of the first withdrawal under the Lifetime Five benefit
■	The Protected Withdrawal Value can be stepped up again on or after the 5th anniversary of the preceding step-up

In either scenario (i.e., elections before or after March 20, 2006) if you elect to step-up the Protected Withdrawal Value under the benefit, and on the date you elect to step-up, the charges under the Lifetime Five benefit have changed for new purchasers, your benefit may be subject to the new charge at the time of step-up. Upon election of the step-up, we increase the Protected Withdrawal Value to be equal to the then current Account Value. For example, assume your initial Protected Withdrawal Value was $100,000 and you have made cumulative withdrawals of $40,000, reducing the Protected Withdrawal Value to $60,000. On the date you are eligible to step-up the Protected Withdrawal Value, your Account Value is equal to $75,000. You could elect to step-up the Protected Withdrawal Value to $75,000 on the date you are eligible. If your current Annual Income Amount and Annual Withdrawal Amount are less than they would be if we did not reflect the step-up in Protected Withdrawal Value, then we will increase these amounts to reflect the step-up as described below.

An optional automatic step-up (“Auto Step-Up”) feature is available for this benefit. This feature may be elected at the time the benefit is elected or at any time while the benefit is in force.

If you elected the Lifetime Five benefit on or after March 20, 2006 and have also elected the Auto Step-Up feature:

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the first Auto Step-Up opportunity will occur on the 1st Annuity Anniversary that is at least one year after the later of (1) the date of the first withdrawal under the Lifetime Five benefit or (2) the most recent step-up

■	your Protected Withdrawal Value will only be stepped-up if 5% of the Account Value is greater than the Annual Income Amount by any amount
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if at the time of the first Auto Step-Up opportunity, 5% of the Account Value is not greater than the Annual Income Amount, an Auto Step-Up opportunity will occur on each successive Annuity Anniversary until a step-up occurs

■	once a step-up occurs, the next Auto Step-Up opportunity will occur on the 1st Annuity Anniversary that is at least one year after the most recent step-up

If you elected the Lifetime Five benefit prior to March 20, 2006 and have also elected the Auto Step-Up feature:

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the first Auto Step-Up opportunity will occur on the Annuity Anniversary that is at least 5 years after the later of (1) the date of the first withdrawal under the Lifetime Five Benefit or (2) the most recent step-up

■	your Protected Withdrawal Value will only be stepped-up if 5% of the Account Value is greater than the Annual Income Amount by 5% or more
■

if at the time of the first Auto Step-Up opportunity, 5% of the Account Value does not exceed the Annual Income Amount by 5% or more, an Auto Step-Up opportunity will occur on each successive Annuity Anniversary until a step-up occurs

■	once a step-up occurs, the next Auto Step-Up opportunity will occur on the Annuity Anniversary that is at least 5 years after the most recent step-up

In either scenario (i.e., elections before or after March 20, 2006), if on the date that we implement an Auto Step-Up to your Protected Withdrawal Value, the charge for Lifetime Five has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Subject to our rules and restrictions, you will still be permitted to manually step-up the Protected Withdrawal Value even if you elect the Auto Step-Up feature.

Key Feature – Annual Income Amount under the Life Income Benefit

The initial Annual Income Amount is equal to 5% of the initial Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active. Under the Lifetime Five benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Annual Income Amount (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. A withdrawal can be considered Excess Income under the Life Income Benefit even though it does not exceed the Annual Withdrawal Amount under the Withdrawal Benefit. When you elect a step-up (or an auto step-up is effected), your Annual Income Amount increases to equal 5% of your Account Value after the step-up if such amount is greater than your Annual Income Amount. Your Annual Income Amount also increases if you make additional purchase payments. The amount of the increase is equal to 5% of any additional purchase payments (and any associated Credit with respect to XT6). Any increase will be added to your Annual Income Amount beginning on the day that the step-up is effective or the Purchase Payment is made. A determination of whether you have exceeded your Annual Income Amount is made at the time of each withdrawal; therefore a subsequent increase in the Annual Income Amount will not offset the effect of a withdrawal that exceeded the Annual Income Amount at the time the withdrawal was made.

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Key Feature – Annual Withdrawal Amount under the Withdrawal Benefit The initial Annual Withdrawal Amount is equal to 7% of the initial Protected Withdrawal Value. Under the Lifetime Five benefit, if your cumulative withdrawals each Annuity Year are less than or equal to the Annual Withdrawal Amount, your Protected Withdrawal Value will be reduced on a dollar-for-dollar basis. If your cumulative withdrawals are in excess of the Annual Withdrawal Amount (“Excess Withdrawal”), your Annual Withdrawal Amount will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Withdrawal to the Account Value immediately prior to such withdrawal (see the examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. When you elect a step-up (or an auto step-up is effected), your Annual Withdrawal Amount increases to equal 7% of your Account Value after the step-up if such amount is greater than your Annual Withdrawal Amount. Your Annual Withdrawal Amount also increases if you make additional purchase payments. The amount of the increase is equal to 7% of any additional purchase payments (and any associated Credit with respect to XT6). A determination of whether you have exceeded your Annual Withdrawal Amount is made at the time of each withdrawal; therefore, a subsequent increase in the Annual Withdrawal Amount will not offset the effect of a withdrawal that exceeded the Annual Withdrawal Amount at the time the withdrawal was made.

The Lifetime Five benefit does not affect your ability to make withdrawals under your Annuity or limit your ability to request withdrawals that exceed the Annual Income Amount and the Annual Withdrawal Amount. You are not required to withdraw all or any portion of the Annual Withdrawal Amount or Annual Income Amount in each Annuity Year.

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If, cumulatively, you withdraw an amount less than the Annual Withdrawal Amount under the Withdrawal Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Withdrawal Amount to subsequent Annuity Years. However, because the Protected Withdrawal Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Annual Withdrawal Amount may extend the period of time until the remaining Protected Withdrawal Value is reduced to zero.

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If, cumulatively, you withdraw an amount less than the Annual Income Amount under the Life Income Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years. However, because the Protected Withdrawal Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Annual Income Amount may extend the period of time until the remaining Protected Withdrawal Value is reduced to zero.

Examples of Withdrawals

The following examples of dollar-for-dollar and proportional reductions of the Protected Withdrawal Value, Annual Withdrawal Amount and Annual Income Amount assume: 1.) the Issue Date and the Effective Date of the Lifetime Five benefit are February 1, 2005; 2.) an initial Purchase Payment of $250,000; 3.) the Account Value on February 1, 2006 is equal to $265,000; and 4.) the first withdrawal occurs on March 1, 2006 when the Account Value is equal to $263,000. The values set forth here are purely hypothetical, and do not reflect the charge for Lifetime Five or any other fees and charges.

The initial Protected Withdrawal Value is calculated as the greatest of (a), (b) and (c):

(a)	Purchase payment accumulated at 5% per year from February 1, 2005 until March 1, 2006 (393 days) = $250,000 X 1.05^(393/365) = $263,484.33
(b)	Account Value on March 1, 2006 (the date of the first withdrawal) = $263,000
(c)	Account Value on February 1, 2006 (the first Annuity Anniversary) = $265,000

Therefore, the initial Protected Withdrawal Value is equal to $265,000. The Annual Withdrawal Amount is equal to $18,550 under the Withdrawal Benefit (7% of $265,000). The Annual Income Amount is equal to $13,250 under the Life Income Benefit (5% of $265,000).

Example 1. Dollar-for-dollar reduction

If $10,000 was withdrawn (less than both the Annual Income Amount and the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:

■	Remaining Annual Withdrawal Amount for current Annuity Year = $18,550 – $10,000 = $8,550. Annual Withdrawal Amount for future Annuity Years remains at $18,550.
■	Remaining Annual Income Amount for current Annuity Year = $13,250 – $10,000 = $3,250. Annual Income Amount for future Annuity Years remains at $13,250.
■	Protected Withdrawal Value is reduced by $10,000 from $265,000 to $255,000

Example 2. Dollar-for-dollar and proportional reductions

(a)	If $15,000 was withdrawn (more than the Annual Income Amount but less than the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:
■	Remaining Annual Withdrawal Amount for current Annuity Year = $18,550 – $15,000 = $3,550. Annual Withdrawal Amount for future Annuity Years remains at $18,550
■	Remaining Annual Income Amount for current Annuity Year = $0

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Excess of withdrawal over the Annual Income Amount ($15,000 – $13,250 = $1,750) reduces Annual Income Amount for future Annuity Years.

■	Reduction to Annual Income Amount = Excess Income/Account Value before Excess Income X Annual Income Amount = $1,750/($263,000 – $13,250) X $13,250 = $93

Annual Income Amount for future Annuity Years = $13,250 – $93 = $13,157

■	Protected Withdrawal Value is reduced by $15,000 from $265,000 to $250,000

(b)	If $25,000 was withdrawn (more than both the Annual Income Amount and the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:
■	Remaining Annual Withdrawal Amount for current Annuity Year = $0

Excess of withdrawal over the Annual Withdrawal Amount ($25,000 – $18,550 = $6,450) reduces Annual Withdrawal Amount for future Annuity Years.

■	Reduction to Annual Withdrawal Amount = Excess Withdrawal/Account Value before Excess Withdrawal X Annual Withdrawal Amount = $6,450/($263,000 – $18,550) X $18,550 = $489

Annual Withdrawal Amount for future Annuity Years = $18,550 – $489 = $18,061

■	Remaining Annual Income Amount for current Annuity Year = $0

Excess of withdrawal over the Annual Income Amount ($25,000 – $13,250 = $11,750) reduces Annual Income Amount for future Annuity Years.

■	Reduction to Annual Income Amount = Excess Income/Account Value before Excess Income X Annual Income Amount = $11,750/($263,000 – $13,250) X $13,250 = $623.

Annual Income Amount for future Annuity Years = $13,250 – $623 = $12,627

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Protected Withdrawal Value is first reduced by the Annual Withdrawal Amount ($18,550) from $265,000 to $246,450. It is further reduced by the greater of a dollar-for-dollar reduction or a proportional reduction. Dollar-for-dollar reduction = $25,000 – $18,550 = $6,450

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Proportional reduction = Excess Withdrawal/Account Value before Excess Withdrawal X Protected Withdrawal Value = $6,450/($263,000 – $18,550) X $246,450 = $6,503 Protected Withdrawal Value = $246,450 – max {$6,450, $6,503} = $239,947

Benefits under the Lifetime Five Benefit

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If your Account Value is equal to zero, and the cumulative withdrawals in the current Annuity Year are greater than the Annual Withdrawal Amount, the Lifetime Five benefit will terminate. To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount and amounts are still payable under both the Life Income Benefit and the Withdrawal Benefit, you will be given the choice of receiving the payments under the Life Income Benefit or under the Withdrawal Benefit. Thus, in that scenario, the remaining amounts under the Life Income Benefit and the Withdrawal Benefit would be payable even though your Account Value was reduced to zero. Once you make this election we will make an additional payment for that Annuity Year equal to either the remaining Annual Income Amount or Annual Withdrawal Amount for the Annuity Year, if any, depending on the option you choose. In subsequent Annuity Years we make payments that equal either the Annual Income Amount or the Annual Withdrawal Amount as described in this Prospectus. You will not be able to change the option after your election and no further purchase payments will be accepted under your Annuity. If you do not make an election, we will pay you annually under the Life Income Benefit. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount but less than or equal to the Annual Withdrawal Amount and amounts are still payable under the Withdrawal Benefit, you will receive the payments under the Withdrawal Benefit. In the year of a withdrawal that reduced your Account Value to zero, we will make an additional payment to equal any remaining Annual Withdrawal Amount and make payments equal to the Annual Withdrawal Amount in each subsequent year (until the Protected Withdrawal Value is depleted). Once your Account Value equals zero no further purchase payments will be accepted under your Annuity.

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If annuity payments are to begin under the terms of your Annuity or if you decide to begin receiving annuity payments and there is any Annual Income Amount due in subsequent Annuity Years or any remaining Protected Withdrawal Value, you can elect one of the following three options:

(1)	apply your Account Value to any annuity option available; or
(2)	request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We make such annuity payments until the Annuitant’s death; or
(3)	request that, as of the date annuity payments are to begin, we pay out any remaining Protected Withdrawal Value as annuity payments. Each year such annuity payments will equal the Annual Withdrawal Amount or the remaining Protected Withdrawal Value if less. We make such annuity payments until the earlier of the Annuitant’s death or the date the Protected Withdrawal Value is depleted.

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We must receive your request in a form acceptable to us at our office.

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In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a single life fixed annuity with five payments certain using the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

(1)	the present value of future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and
(2)	the Account Value.

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If no withdrawal was ever taken, we will determine a Protected Withdrawal Value and calculate an Annual Income Amount and an Annual Withdrawal Amount as if you made your first withdrawal on the date the annuity payments are to begin.

Other Important Considerations

■	Withdrawals under the Lifetime Five benefit are subject to all of the terms and conditions of your Annuity, including any applicable CDSC.
■

Withdrawals made while the Lifetime Five benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under your Annuity. The Lifetime Five benefit does not directly affect your Annuity's Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Withdrawal Value.

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You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Lifetime Five benefit. The Lifetime Five benefit provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Protected Withdrawal Value or Annual Income Amount in the form of periodic benefit payments.

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You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

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In general, you must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly-adopted requirements. Subsequent to any change in requirements, transfers of Account Value and allocation of additional purchase payments may be subject to the new investment limitations.

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You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

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The Basic Death Benefit will terminate if withdrawals taken under the Lifetime Five benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Lifetime Five benefit cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

■	If you are taking your entire Annual Withdrawal Amount through the Systematic Withdrawal Program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

Election of the Benefit

We no longer permit elections of Lifetime Five. If you wish, you may cancel the Lifetime Five benefit. You may then elect any other available living benefit, on the Valuation Day after you have cancelled the Lifetime Five benefit provided the request is received in good order (subject to state availability and in accordance with any applicable age requirements). Once the Lifetime Five benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Lifetime Five benefit provided that the benefit you are looking to elect is available on a post- issue basis. If you cancel Lifetime Five, you lose all guarantees under the benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. Any such new benefit may be more expensive.

Termination of the Benefit

The benefit terminates automatically when your Protected Withdrawal Value and Annual Income Amount equal zero. You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective. The benefit terminates upon your surrender of your Annuity, upon the death of the Annuitant, upon a change in ownership of your Annuity that changes the tax identification number of the Owner, upon change in the Annuitant or upon your election to begin receiving annuity payments. While you may terminate your benefit at any time, we may not terminate the benefit other than in the circumstances listed above.

The charge for the Lifetime Five benefit will no longer be deducted from your Account Value upon termination of the benefit.

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Additional Tax Considerations

If you purchase an Annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner’s lifetime. The amount required under the Code may exceed the Annual Withdrawal Amount and the Annual Income Amount, which will cause us to increase the Annual Income Amount and the Annual Withdrawal Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. Any such payments will reduce your Protected Withdrawal Value.

As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of this prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here.

SPOUSAL LIFETIME FIVE INCOME BENEFIT (SPOUSAL LIFETIME FIVE)

The Spousal Lifetime Five benefit is no longer being offered. Spousal Lifetime Five must have been elected based on two Designated Lives, as described below. Each Designated Life must have been at least 55 years old when the benefit was elected. The Spousal Lifetime Five benefit was not available if you elected any other optional living benefit or optional death benefit. As long as your Spousal Lifetime Five Income Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available option(s) with this benefit.

The benefit guarantees until the later death of two natural persons that are each other’s spouses at the time of election of Spousal Lifetime Five and at the first death of one of them (the “Designated Lives”, each a “Designated Life”) the ability to withdraw an annual amount (“Spousal Life Income Benefit”) equal to a percentage of an initial principal value (the “Protected Withdrawal Value”) regardless of the impact of market performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The Spousal Life Income Benefit may remain in effect even if the Account Value of the Annuity is zero. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that market performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Life Income Benefit after the death of the first. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under the Spousal Life Income Benefit when and if your Account Value is reduced to zero (unless the benefit has terminated).

Key Feature – Initial Protected Withdrawal Value

The Protected Withdrawal Value is used to determine the amount of each annual payment under the Spousal Life Income Benefit. The initial Protected Withdrawal Value is determined as of the date you make your first withdrawal under the Annuity following your election of Spousal Lifetime Five. The initial Protected Withdrawal Value is equal to the greater of (A) the Account Value on the date you elect Spousal Lifetime Five, plus any additional purchase payments as applicable, each growing at 5% per year from the date of your election of the benefit, or application of the Purchase Payment to your Annuity, until the date of your first withdrawal or the 10th anniversary of the benefit effective date, if earlier (B) the Account Value on the date of the first withdrawal from your Annuity, prior to the withdrawal, and (C) the highest Account Value on each Annuity anniversary, plus subsequent purchase payments prior to the first withdrawal or the 10th anniversary of the benefit effective date, if earlier. With respect to (A) and (C) above, after the 10th anniversary of the benefit effective date, each value is increased by the amount of any subsequent purchase payments. With respect to XT6, Credits are added to purchase payments for purposes of calculating the Protected Withdrawal Value and the Annual Income Amount (see below for a description of Annual Income Amount).

Key Feature – Annual Income Amount under the Spousal Lifetime Five Income Benefit

The initial Annual Income Amount is equal to 5% of the initial Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active. Under the Spousal Lifetime Five benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If, cumulatively, you withdraw an amount less than the Annual Income Amount under the Spousal Life Income Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years. If your cumulative withdrawals are in excess of the Annual Income Amount (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. The Spousal Lifetime Five benefit does not affect your ability to make withdrawals under your Annuity or limit your ability to request withdrawals that exceed the Annual Income Amount.

Step-Up of Annual Income Amount

You may elect to step-up your Annual Income Amount if, due to positive market performance, 5% of your Account Value is greater than the Annual Income Amount. You are eligible to step-up the Annual Income Amount on or after the 1st anniversary of the first

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withdrawal under the Spousal Lifetime Five benefit. The Annual Income Amount can be stepped up again on or after the 1st anniversary of the preceding step-up. If you elect to step-up the Annual Income Amount under the benefit, and on the date you elect to step-up, the charges under the Spousal Lifetime Five benefit have changed for new purchasers, your benefit may be subject to the new charge at the time of such step-up. When you elect a step-up, your Annual Income Amount increases to equal 5% of your Account Value after the step-up. Your Annual Income Amount also increases if you make additional purchase payments. The amount of the increase is equal to 5% of any additional purchase payments (plus any Credit with respect to XT6). Any increase will be added to your Annual Income Amount beginning on the day that the step-up is effective or the Purchase Payment is made. A determination of whether you have exceeded your Annual Income Amount is made at the time of each withdrawal; therefore a subsequent increase in the Annual Income Amount will not offset the effect of a withdrawal that exceeded the Annual Income Amount at the time the withdrawal was made.

An optional automatic step-up (“Auto Step-Up”) feature is available for this benefit. This feature may be elected at the time the benefit is elected or at any time while the benefit is in force. If you elect this feature, the first Auto Step-Up opportunity will occur on the 1st Annuity Anniversary that is at least one year after the later of (1) the date of the first withdrawal under the Spousal Lifetime Five benefit or (2) the most recent step-up. At this time, your Annual Income Amount will be stepped-up if 5% of your Account Value is greater than the Annual Income Amount by any amount. If 5% of the Account Value does not exceed the Annual Income Amount, then an Auto Step-Up opportunity will occur on each successive Annuity Anniversary until a step-up occurs. Once a step-up occurs, the next Auto Step-Up opportunity will occur on the 1st Annuity Anniversary that is at least 1 year after the most recent step-up. If, on the date that we implement an Auto Step-Up to your Annual Income Amount, the charge for Spousal Lifetime Five has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Subject to our rules and restrictions, you will still be permitted to manually step-up the Annual Income Amount even if you elect the Auto Step-Up feature.

Examples of withdrawals and step-up

The following examples of dollar-for-dollar and proportional reductions and the step-up of the Annual Income Amount assume: 1.) the Issue Date and the Effective Date of the Spousal Lifetime Five benefit are February 1, 2005; 2.) an initial Purchase Payment of $250,000; 3.) the Account Value on February 1, 2006 is equal to $265,000; 4.) the first withdrawal occurs on March 1, 2006 when the Account Value is equal to $263,000; and 5.) the Account Value on February 1, 2010 is equal to $280,000. The values set forth here are purely hypothetical, and do not reflect the charge for the Spousal Lifetime Five or any other fees and charges.

The initial Protected Withdrawal Value is calculated as the greatest of (a),(b) and (c):

(a)	Purchase payment accumulated at 5% per year from February 1, 2005 until March 1, 2006 (393 days) = $250,000 X 1.05^(393/365) = $263,484.33
(b)	Account Value on March 1, 2006 (the date of the first withdrawal) = $263,000
(c)	Account Value on February 1, 2006 (the first Annuity Anniversary) = $265,000

Therefore, the initial Protected Withdrawal Value is equal to $265,000. The Annual Income Amount is equal to $13,250 under the Spousal Life Income Benefit (5% of $265,000).

Example 1. Dollar-for-dollar reduction

If $10,000 was withdrawn (less than the Annual Income Amount) on March 1, 2006, then the following values would result

■	Remaining Annual Income Amount for current Annuity Year = $13,250 – $10,000 = $3,250.
■	Annual Income Amount for future Annuity Years remains at $13,250

Example 2. Dollar-for-dollar and proportional reductions

If $15,000 was withdrawn (more than the Annual Income Amount) on March 1, 2006, then the following values would result:

■	Remaining Annual Income Amount for current Annuity Year = $0
■	Excess of withdrawal over the Annual Income Amount ($15,000 – $13,250 = $1,750) reduces Annual Income Amount for future Annuity Years.
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Reduction to Annual Income Amount = Excess Income/Account Value before Excess Income X Annual Income Amount = $1,750/($263,000 – $13,250) X $13,250 = $93. Annual Income Amount for future Annuity Years = $13,250 – $93 = $13,157

Example 3. Step-up of the Annual Income Amount

If a step-up of the Annual Income Amount is requested on February 1, 2010 or the Auto Step-Up feature was elected, the step-up would occur because 5% of the Account Value, which is $14,000 (5% of $280,000), is greater than the Annual Income Amount of $13,250. The new Annual Income Amount will be equal to $14,000.

BENEFITS UNDER THE SPOUSAL LIFETIME FIVE BENEFIT

To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount and amounts are still payable under the Spousal Life Income Benefit, we will make an additional payment for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year, if any. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity

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Years we make payments that equal the Annual Income Amount as described in this Prospectus. No further purchase payments will be accepted under your Annuity. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Life Income Benefit terminates and no additional payments will be made.

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If annuity payments are to begin under the terms of your Annuity or if you decide to begin receiving annuity payments and there is any Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any annuity option available; or
(2)	request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death.

We must receive your request in a form acceptable to us at our office.

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In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with five payments certain using the same basis that is used to calculate the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

(1)	the present value of future Annual Income Amount payments. Such present value will be calculated using the same basis that is used to calculate the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and
(2)	the Account Value.

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If no withdrawal was ever taken, we will determine an initial Protected Withdrawal Value and calculate an Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.

Other Important Considerations

■	Withdrawals under the Spousal Lifetime Five benefit are subject to all of the terms and conditions of the Annuity, including any CDSC.
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Withdrawals made while the Spousal Lifetime Five benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Spousal Lifetime Five benefit does not directly affect the Annuity’s Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Withdrawal Value.

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You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Lifetime Five benefit. The Spousal Lifetime Five benefit provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

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You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

■	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.
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In general, you must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly-adopted requirements. Subsequent to any change in requirements, transfers of Account Value and allocation of additional purchase payments may be subject to the new investment limitations.

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There may be circumstances where you will continue to be charged the full amount for the Spousal Lifetime Five benefit even when the benefit is only providing a guarantee of income based on one life with no survivorship.

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In order for the Surviving Designated Life to continue the Spousal Lifetime Five benefit upon the death of an owner, the Designated Life must elect to assume ownership of the Annuity under the spousal continuation option. When the Annuity is owned by a Custodial Account, in order for Spousal Lifetime Five to be continued after the death of the first Designated Life (the Annuitant), the Custodial Account must elect to continue the Annuity and the second Designated Life (the Contingent Annuitant) will be named as the new Annuitant. See “Spousal Designations”, and “Spousal Assumption of Annuity” in this Prospectus.

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You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

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The Basic Death Benefit will terminate if withdrawals taken under the Spousal Lifetime Five benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Spousal Lifetime Five benefit cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

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Election of and Designations under the Benefit

We no longer permit elections of Spousal Lifetime Five - whether for those who currently participate in Spousal Lifetime Five or for those who are buying an Annuity for the first time. If you wish, you may cancel the Spousal Lifetime Five benefit. You may then elect any other available living benefit on the Valuation Day after have you cancelled the Spousal Lifetime Five benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Once the Spousal Lifetime Five benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Spousal Lifetime Five benefit provided that the benefit you are looking to elect is available on a post-issue basis. If you cancel the benefit, you lose all guarantees under the benefit, and your guarantee under any new benefit you elect will be based on your Account Value at that time. Any such new benefit may be more expensive.

Spousal Lifetime Five could only be elected based on two Designated Lives. Designated Lives must be natural persons who are each other’s spouses at the time of election of the benefit and at the death of the first of the Designated Lives to die. Spousal Lifetime Five only could be elected where the Owner, Annuitant, and Beneficiary designations are as follows:

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One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner’s spouse. The Owner/Annuitant and the beneficiary each must be at least 55 years old at the time of election; or

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Co-Annuity Owners, where the Owners are each other’s spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. Each Owner must each be at least 55 years old at the time of election; or

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One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) (“Custodial Account”), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. Both the Annuitant and the Contingent Annuitant each must be at least 55 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows:

(a)	if one Owner dies and the surviving spousal Owner assumes the Annuity or
(b)	if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary designations under this benefit. If the Designated Lives divorce, however, the Spousal Lifetime Five benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new Designated Life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

Termination of the Benefit

The benefit terminates automatically when your Annual Income Amount equals zero. The benefit also terminates upon your surrender of the Annuity, upon the first Designated Life to die if the Annuity is not continued, upon the second Designated Life to die or upon your election to begin receiving annuity payments. You may terminate the benefit at any time by notifying us. Please note that if you terminate a living benefit such as Spousal Lifetime Five and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. We reserve the right to waive, change and/or further limit the election frequency in the future.

The charge for the Spousal Lifetime Five benefit will no longer be deducted from your Account Value upon termination of the benefit.

Additional Tax Considerations

If you purchase an Annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or an employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than 5 percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner’s lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. Any such payments will reduce your Protected Withdrawal Value.

As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here.

HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT (HD5)

Except for Annuities issued in the state of Florida, effective September 14, 2012, we no longer accept additional purchase payments for Annuities with the Highest Daily Lifetime Five benefit. For Annuities issued in Florida, this restriction does not apply and you may continue to make additional Purchase Payments at this time.

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The Highest Daily Lifetime Five benefit is no longer offered for new elections. The income benefit under Highest Daily Lifetime Five is based on a single “designated life” who is at least 55 years old on the date that the benefit was acquired. The Highest Daily Lifetime Five Benefit was not available if you elected any other optional living benefit, although you may elect any optional death benefit. Any DCA program that transfers Account Value from a Fixed Allocation is also not available as Fixed Allocations are not permitted with the benefit. As long as your Highest Daily Lifetime Five Benefit is in effect, you must allocate your Account Value in accordance with the then-permitted and available investment option(s) with this benefit.

The benefit that guarantees until the death of the single designated life the ability to withdraw an annual amount (the “Total Annual Income Amount”) equal to a percentage of an initial principal value (the “Total Protected Withdrawal Value”) regardless of the impact of Sub-account performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Highest Daily Lifetime Five, and in Appendix F to this Prospectus, we set forth the formula under which we make the asset transfers. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

As discussed below, a key component of Highest Daily Lifetime Five is the Total Protected Withdrawal Value, which is an amount that is distinct from Account Value. Because each of the Total Protected Withdrawal Value and Total Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for Account Value to fall to zero, even though the Total Annual Income Amount remains. You are guaranteed to be able to withdraw the Total Annual Income Amount for the rest of your life, provided that you have not made “excess withdrawals.” Excess withdrawals, as discussed below, will reduce your Total Annual Income Amount. Thus, you could experience a scenario in which your Account Value was zero, and, due to your excess withdrawals, your Total Annual Income Amount also was reduced to zero. In that scenario, no further amount would be payable under Highest Daily Lifetime Five.

Key Feature – Total Protected Withdrawal Value

The Total Protected Withdrawal Value is used to determine the amount of the annual payments under Highest Daily Lifetime Five. The Total Protected Withdrawal Value is equal to the greater of the Protected Withdrawal Value and any Enhanced Protected Withdrawal Value that may exist. We describe how we determine Enhanced Protected Withdrawal Value, and when we begin to calculate it, below. If you do not meet the conditions described below for obtaining Enhanced Protected Withdrawal Value then Total Protected Withdrawal Value is simply equal to Protected Withdrawal Value.

The Protected Withdrawal Value initially is equal to the Account Value on the date that you elect Highest Daily Lifetime Five. On each Valuation Day thereafter, until the earlier of the first withdrawal or ten years after the date of your election of the benefit, we recalculate the Protected Withdrawal Value. Specifically, on each such Valuation Day (the “Current Valuation Day”), the Protected Withdrawal Value is equal to the greater of:

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the Protected Withdrawal Value for the immediately preceding Valuation Day (the “Prior Valuation Day”), appreciated at the daily equivalent of 5% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any Purchase Payment (including any associated credit) made on the Current Valuation Day; and

■	the Account Value.

If you have not made a withdrawal prior to the tenth anniversary of the date you elected Highest Daily Lifetime Five (which we refer to as the “Tenth Anniversary”), we will continue to calculate a Protected Withdrawal Value. On or after the Tenth Anniversary and up until the date of the first withdrawal, your Protected Withdrawal Value is equal to the greater of the Protected Withdrawal Value on the Tenth Anniversary or your Account Value.

The Enhanced Protected Withdrawal Value is only calculated if you do not take a withdrawal prior to the Tenth Anniversary. Thus, if you do take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive Enhanced Protected Withdrawal Value. If so, then on or after the Tenth Anniversary up until the date of the first withdrawal, the Enhanced Protected Withdrawal Value is equal to the sum of:

(a)	200% of the Account Value on the date you elected Highest Daily Lifetime Five;
(b)	200% of all purchase payments (and any associated Credits) made during the one-year period after the date you elected Highest Daily Lifetime Five; and
(c)	100% of all purchase payments (and any associated Credits) made more than one year after the date you elected Highest Daily Lifetime Five, but prior to the date of your first withdrawal.

We cease these daily calculations of the Protected Withdrawal Value and Enhanced Protected Withdrawal Value (and therefore, the Total Protected Withdrawal Value) when you make your first withdrawal. However, as discussed below, subsequent purchase payments

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(and any associated Credits) will increase the Total Annual Income Amount, while “excess” withdrawals (as described below) may decrease the Total Annual Income Amount.

Key Feature – Total Annual Income Amount under the Highest Daily Lifetime Five Benefit

The initial Total Annual Income Amount is equal to 5% of the Total Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active and does not reduce in subsequent Annuity Years, as described below. For purposes of the mathematical formula described below, we also calculate a Highest Daily Annual Income Amount, which is initially equal to 5% of the Protected Withdrawal Value.

Under the Highest Daily Lifetime Five benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Total Annual Income Amount, they will not reduce your Total Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Total Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Total Annual Income Amount (“Excess Income”), your Total Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply.

Any Purchase Payment that you make will increase the then-existing Total Annual Income Amount and Highest Daily Annual Income Amount by an amount equal to 5% of the Purchase Payment (including the amount of any associated Credits).

If your Annuity permits additional Purchase Payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Except for Annuities issued in the state of Florida, effective September 14, 2012, we no longer accept additional purchase payments to Annuities with the Highest Daily Lifetime Five benefit. For Annuities issued in Florida, this restriction does not apply and you may continue to make additional Purchase Payments at this time.

An automatic step-up feature (“Highest Quarterly Auto Step-Up”) is included as part of this benefit. As detailed in this paragraph, the Highest Quarterly Auto Step-Up feature can result in a larger Total Annual Income Amount if your Account Value increases subsequent to your first withdrawal. We begin examining the Account Value for purposes of this feature starting with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on the Valuation Days corresponding to the end of each quarter that (i) is based on your Annuity Year, rather than a calendar year; (ii) is subsequent to the first withdrawal; and (iii) falls within the immediately preceding Annuity Year. If the end of any such quarter falls on a holiday or a weekend, we use the next Valuation Day. We multiply each of those quarterly Account Values by 5%, adjust each such quarterly value for subsequent withdrawals and purchase payments, and then select the highest of those values. If the highest of those values exceeds the existing Total Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Total Annual Income Amount intact. In later years, (i.e., after the first Annuity Anniversary after the first withdrawal) we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values on the end of the four immediately preceding quarters. If, on the date that we implement a Highest Quarterly Auto Step-Up to your Total Annual Income Amount, the charge for Highest Daily Lifetime Five has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime Five upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

The Highest Daily Lifetime Five benefit does not affect your ability to make withdrawals under your annuity, or limit your ability to request withdrawals that exceed the Total Annual Income Amount. Under Highest Daily Lifetime Five, if your cumulative withdrawals in an Annuity Year are less than or equal to the Total Annual Income Amount, they will not reduce your Total Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Total Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

If, cumulatively, you withdraw an amount less than the Total Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Total Annual Income Amount to subsequent Annuity Years.

Examples of dollar-for-dollar and proportional reductions, and the Highest Quarterly Auto Step-Up are set forth below. The values depicted here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime Five benefit or any other fees and charges. Assume the following for all three examples:

■	The Issue Date is December 1, 2006.
■	The Highest Daily Lifetime Five benefit is elected on March 5, 2007.

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Dollar-for-dollar reductions

On May 2, 2007, the Total Protected Withdrawal Value is $120,000, resulting in a Total Annual Income Amount of $6,000 (5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Total Annual Income Amount for that Annuity Year (up to and including December 1, 2007) is $3,500. This is the result of a dollar-for-dollar reduction of the Total Annual Income Amount – $6,000 less $2,500 = $3,500.

Proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on August 6, 2007 and the Account Value at the time of this withdrawal is $110,000. The first $3,500 of this withdrawal reduces the Total Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount – $1,500 – reduces the Total Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Total Annual Income Amount).

Here is the calculation:

Account Value before withdrawal	$110,000.00
Less amount of “non” excess withdrawal	$3,500.00
Account Value immediately before excess withdrawal of $1,500	$106,500.00
Excess withdrawal amount	$1,500.00
Divided by Account Value immediately before excess withdrawal	$106,500.00
Ratio	1.41%
Total Annual Income Amount	$6,000.00
Less ratio of 1.41%	$84.51
Total Annual Income Amount for future Annuity Years	$5,915.49

Highest Quarterly Auto Step-Up

On each Annuity Anniversary date, the Total Annual Income Amount is stepped-up if 5% of the highest quarterly value since your first withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Total Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (plus any Credit with respect to XT6).

Continuing the same example as above, the Total Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on August 6 reduces this amount to $5,915.49 for future years (see above). For the next Annuity Year, the Total Annual Income Amount will be stepped-up if 5% of the highest quarterly Account Value, adjusted for withdrawals, is higher than $5,915.49. Here are the calculations for determining the quarterly values. Only the June 1 value is being adjusted for excess withdrawals as the September 1 and December 1 Valuation Days occur after the excess withdrawal on August 6.

Date*	Account Value	Highest Quarterly Value (adjusted with withdrawal and purchase payments)**	Adjusted Total Annual Income Amount (5% of the highest quarterly value)
June 1, 2007	$118,000.00	$118,000.00	$5,900.00
August 6, 2007	$110,000.00	$112,885.55	$5,644.28
September 1, 2007	$112,000.00	$112,885.55	$5,644.28
December 1, 2007	$119,000.00	$119,000.00	$5,950.00

*	In this example, the Annuity Anniversary date is December 1. The quarterly valuation dates are every three months thereafter – March 1, June 1, September 1, and December 1. In this example, we do not use the March 1 date as the first withdrawal took place after March 1. The Annuity Anniversary Date of December 1 is considered the fourth and final quarterly valuation date for the year.
**	In this example, the first quarterly value after the first withdrawal is $118,000 on June 1, yielding an adjusted Total Annual Income Amount of $5,900.00. This amount is adjusted on August 6 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
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The Account Value of $118,000 on June 1 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Total Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $114,500 before the excess withdrawal.

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This amount ($114,500) is further reduced by 1.41% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Quarterly Value of $112,885.55.

The adjusted Total Annual Income Amount is carried forward to the next quarterly anniversary date of September 1. At this time, we compare this amount to 5% of the Account Value on September 1. Since the June 1 adjusted Total Annual Income Amount of $5,644.28 is higher than $5,600.00 (5% of $112,000), we continue to carry $5,644.28 forward to the next and final quarterly anniversary date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,644.28, the adjusted Total Annual Income Amount is reset to $5,950.00.

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In this example, 5% of the December 1 value yields the highest amount of $ 5,950.00. Since this amount is higher than the current year’s Total Annual Income Amount of $5,915.49 adjusted for excess withdrawals, the Total Annual Income Amount for the next Annuity Year, starting on December 2, 2007 and continuing through December 1, 2008, will be stepped-up to $5,950.00.

Benefits under the Highest Daily Lifetime Five Benefit

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To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Total Annual Income Amount and amounts are still payable under Highest Daily Lifetime Five, we will make an additional payment, if any, for that Annuity Year equal to the remaining Total Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Total Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Total Annual Income Amount as described in this section. We will make payments until the death of the single designated life. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Total Annual Income Amount, the Highest Daily Lifetime Five benefit terminates, and no additional payments will be made.

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If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is a Total Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any Annuity option available; or
(2)	request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Total Annual Income Amount. We will make payments until the death of the single designated life.

We must receive your request in a form acceptable to us at our office.

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In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

(1)	the present value of the future Total Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and
(2)	the Account Value.

■	If no withdrawal was ever taken, we will calculate the Total Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.
■	Please note that if your Annuity has a maximum Annuity Date requirement, payments that we make under this benefit as of that date will be treated as annuity payments.

Other Important Considerations

■	Withdrawals under the Highest Daily Lifetime Five benefit are subject to all of the terms and conditions of the Annuity, including any CDSC.
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Withdrawals made while the Highest Daily Lifetime Five Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Highest Daily Lifetime Five Benefit does not directly affect the Account Value or surrender value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity you will receive the current surrender value.

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You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime Five benefit. The Highest Daily Lifetime Five benefit provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Total Annual Income Amount in the form of periodic benefit payments.

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You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

■	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.
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Upon inception of the benefit, and to maintain the benefit, 100% of your Account Value must have been allocated to the Permitted Sub-accounts. However, the mathematical formula component of the benefit as described below may transfer Account Value to the Benefit Fixed Rate Account as of the effective date of the benefit in some circumstances.

■	You cannot allocate purchase payments or transfer Account Value to or from a Fixed Allocation if you elect this benefit.
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Transfers to and from the Sub-accounts and the Benefit Fixed Rate Account triggered by the formula component of the benefit will not count toward the maximum number of free transfers allowable under an Annuity.

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In general, you must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Highest Daily Lifetime Five benefit. If, subsequent to your election of the benefit, we change

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our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly-adopted requirements. Subsequent to any change in requirements, transfers of Account Value and allocation of additional purchase payments may be subject to the new investment limitations.

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The charge for Highest Daily Lifetime Five is 0.60% annually, assessed against the average daily net assets of the Sub-accounts. This charge is in addition to any other fees under the annuity. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments. Also, the cost to us of providing the benefit is a factor, among many, that we consider when determining the interest rate credited under the Benefit Fixed Rate Account, and therefore, we credit lower interest rates due to this factor than we otherwise would.

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The basic Death Benefit will terminate if withdrawals taken under the Highest Daily Lifetime Five benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Highest Daily Lifetime Five benefit cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

Election of and Designations under the Benefit

Highest Daily Lifetime Five is no longer available for new elections. For Highest Daily Lifetime Five, there must have been either a single Owner who is the same as the Annuitant, or if the Annuity is entity-owned, there must have been a single natural person Annuitant. In either case, the Annuitant must have been at least 55 years old.

Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime Five. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime Five, except if (a) the new Owner has the same taxpayer identification number as the previous owner, (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or (c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines.

We no longer permit elections of Highest Daily Lifetime Five. If you wish, you may cancel the Highest Daily Lifetime Five benefit. You may then elect any other available living benefit on the Valuation Day after you have cancelled the Highest Daily Lifetime Five benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Upon cancellation of the Highest Daily Lifetime Five benefit, any Account Value allocated to the Benefit Fixed Rate Account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro-rata. Once the Highest Daily Lifetime Five benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Highest Daily Lifetime Five benefit provided that the benefit you are looking to elect is available on a post-issue basis. If you cancel the benefit, you lose all guarantees under the benefit, and your guarantee under any new benefit you elect will be based on your Account Value at that time. Any such new benefit may be more expensive.

Termination of the Benefit

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election will apply as described above. The benefit terminates: (i) upon your termination of the benefit (ii) upon your surrender of the Annuity (iii) upon your election to begin receiving annuity payments (iv) upon the death of the Annuitant (v) if both the Account Value and Total Annual Income Amount equal zero or (vi) if you fail to meet our requirements for issuing the benefit. If you terminate the benefit, you will lose the Protected Withdrawal Value, Annual Income Amount, as well as any Enhanced Protected Withdrawal Value and Return of Principal Guarantees.

Upon termination of Highest Daily Lifetime Five, we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the Benefit Fixed Rate Account (as defined below) to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options). Upon termination, we may limit or prohibit investment in the Fixed Allocations.

Return of Principal Guarantee

If you have not made a withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

a)	your Account Value on the day that you elected Highest Daily Lifetime Five; and
b)	the sum of each Purchase Payment you made (including any Credits with respect to XT6) during the one-year period after you elected the benefit.

If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of our variable investment options and the Benefit Fixed Rate Account (described below), in the same proportion that each such investment option bears to your total Account Value, immediately prior to the application of the amount.

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Any such amount will not be considered a Purchase Payment when calculating your Total Protected Withdrawal Value, your death benefit, or the amount of any other or optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. This potential addition to Account Value is available only if you have elected Highest Daily Lifetime Five and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee.

Mathematical Formula Component of Highest Daily Lifetime Five

As indicated above, we limit the sub-accounts to which you may allocate Account Value if you have elected Highest Daily Lifetime Five. For purposes of this benefit, we refer to those permitted sub-accounts as the “Permitted Sub-accounts”. As a requirement of participating in Highest Daily Lifetime Five, we require that you participate in our mathematical formula under which we may transfer Account Value between the Permitted Sub-accounts and a fixed interest rate account that is part of our general account (the “Benefit Fixed Rate Account”). This required formula helps us manage our financial exposure under the benefit, by moving assets to a more stable option (i.e., the Benefit Fixed Rate Account). We determine whether to make a transfer, and the amount of any transfer, under a non-discretionary formula, discussed below. The Benefit Fixed Rate Account is available only with this benefit, and thus you may not allocate purchase payments to or transfer Account Value to or from the Benefit Fixed Rate Account. The interest rate that we pay with respect to the Benefit Fixed Rate Account is reduced by an amount that corresponds generally to the charge that we assess against your variable Sub-accounts for Highest Daily Lifetime Five. The Benefit Fixed Rate Account is not subject to the Investment Company Act of 1940 or the Securities Act of 1933.

Under the formula component of Highest Daily Lifetime Five, we monitor your Account Value daily and, if necessary, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the Benefit Fixed Rate Account. Any transfer would be made in accordance with the formula, which is set forth in the schedule supplement to the endorsement for this benefit (and also appears in Appendix F to this prospectus). Speaking generally, the formula, which we apply each Valuation Day, operates as follows. The formula starts by identifying your Protected Withdrawal Value for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) Highest Daily Annual Income Amount. Then, using our actuarial tables, we produce an estimate of the total amount we would target in our allocation model, based on the projected Highest Daily Annual Income Amount each year for the rest of your life. In the formula, we refer to that value as the “Target Value” or “L”. If you have already made a withdrawal, your projected Annual Income Amount (and thus your Target Value) would take into account any automatic step-up that was scheduled to occur according to the step-up formula described above. Next, the formula subtracts from the Target Value the amount held within the Benefit Fixed Rate Account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the Benefit Fixed Rate Account, is called the “Target Ratio” or “r”. If the Target Ratio exceeds a certain percentage (currently 83%) it means essentially that too much Target Value is not offset by assets within the Benefit Fixed Rate Account, and therefore we will transfer an amount from your Permitted Sub-accounts to the Benefit Fixed Rate Account. Conversely, if the Target Ratio falls below a certain percentage (currently 77%), then a transfer from the Benefit Fixed Rate Account to the Permitted Sub-accounts would occur. Note that the formula is calculated with reference to the Highest Daily Annual Income Amount, rather than with reference to the Annual Income Amount. If you select the new mathematical formula, see the discussion regarding the 90% cap.

As you can glean from the formula, poor investment performance of your Account Value may result in a transfer of a portion of your variable Account Value to the Benefit Fixed Rate Account, because such poor investment performance will tend to increase the Target Ratio. Moreover, “flat” investment returns of your Account Value over a period of time also could result in the transfer of your Account Value to the Benefit Fixed Rate Account. Because the amount allocated to the Benefit Fixed Rate Account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the Benefit Fixed Rate Account so that the Target Ratio meets a target, which currently is equal to 80%. Once elected, the ratios we use will be fixed.

While you are not notified when the formula dictates a transfer, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the Benefit Fixed Rate Account. The formula is designed primarily to mitigate the financial risks that we incur in providing the guarantee under Highest Daily Lifetime Five.

Depending on the results of the formula calculation we may, on any day:

■	Not make any transfer between the Permitted Sub-accounts and the Benefit Fixed Rate Account; or
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If a portion of your Account Value was previously allocated to the Benefit Fixed Rate Account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). Amounts taken out of the Benefit Fixed Rate Account will be withdrawn for this purpose on a last-in, first-out basis (an amount renewed into a new guarantee period under the Benefit Fixed Rate Account will be deemed a new investment for purposes of this last-in, first-out rule); or

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Transfer all or a portion of your Account Value in the Permitted Sub-accounts pro-rata to the Benefit Fixed Rate Account. The interest that you earn on such transferred amount will be equal to the annual rate that we have set for that day, and we will credit the daily equivalent of that annual interest until the earlier of one year from the date of the transfer or the date that such amount in the Benefit Fixed Rate Account is transferred back to the Permitted Sub-accounts.

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Therefore, at any given time, some, none, or all of your Account Value may be allocated to the Benefit Fixed Rate Account. If your entire Account Value is transferred to the Benefit Fixed Rate Account, then based on the way the formula operates, the formula will not transfer amounts out of the Benefit Fixed Rate Account to the Permitted Sub-accounts and the entire Account Value would remain in the Benefit Rate Fixed Account. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the Benefit Fixed Rate Account. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the Benefit Fixed Rate Account, if dictated by the formula. The amounts of any such transfer will vary, as dictated by the formula, and will depend on the factors listed below.

Prior to the first withdrawal, the primary driver of transfers to the Benefit Fixed Rate Account is the difference between your Account Value and your Total Protected Withdrawal Value. If none of your Account Value is allocated to the Benefit Fixed Rate Account, then over time the formula permits an increasing difference between the Account Value and the Total Protected Withdrawal Value before a transfer to the Benefit Fixed Rate Account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the Benefit Fixed Rate Account, the smaller the difference between the Total Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the Benefit Fixed Rate Account.

Each market cycle is unique, therefore the performance of your Sub-accounts and the Benefit Fixed Rate Account, and their impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the Benefit Fixed Rate Account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

■	The difference between your Account Value and your Total Protected Withdrawal Value;
■	The amount of time Highest Daily Lifetime Five has been in effect on your Annuity;
■	The amount allocated to and the performance of the Permitted Sub-accounts and the Benefit Fixed Rate Account;
■	Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and
■	Any withdrawals you take from your Annuity (while the benefit is in effect).

Because the amount allocated to the Benefit Fixed Rate Account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the Benefit Fixed Rate Account or to the Permitted Sub-accounts, the greater the impact performance of those investments have on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the Benefit Fixed Rate Account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the Benefit Fixed Rate Account and it has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the Benefit Fixed Rate Account and it has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the Benefit Fixed Rate Account even if the performance of your Permitted Sub-accounts is positive.

Any Account Value in the Benefit Fixed Rate Account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the Benefit Fixed Rate Account.

Additional Tax Considerations

If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than 5 percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Total Annual Income Amount, which will cause us to increase the Total Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity that are greater than such amounts. Please note that any withdrawal you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive Enhanced Protected Withdrawal Value and an amount under the Return of Principal Guarantee.

As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here. However, we do note that if you participate in Highest Daily Lifetime Five through a non-qualified annuity, and your annuity has received Enhanced Protected Withdrawal Value and/or an additional amount under the Return of Principal Guarantee, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

Optional 90% Cap Feature for the Formula under Highest Daily Lifetime Five

If you currently own an Annuity and have elected the Highest Daily Lifetime Five Income Benefit, you can elect this feature which utilizes a new mathematical formula. The new formula is described below and will (if you elect it) replace the “Transfer Calculation”

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portion of the mathematical formula currently used in connection with your benefit on a prospective basis. There is no cost to adding this feature to your Annuity. This election may only be made once and may not be revoked once elected. This feature is available subject to state approval. The new formula is found in Appendix F. Only the election of the 90% cap will prevent all of your Account Value from being allocated to the Benefit Fixed Rate Account. If all of your Account Value is currently allocated to the Benefit Fixed Rate Account, it will not transfer back to the Permitted Sub-accounts unless you elect the 90% cap feature. If you make additional Purchase Payments, they may or may not result in a transfer to or from the Benefit Fixed Rate Account.

Under the new formula, the formula will not execute a transfer to the Benefit Fixed Rate Account that results in more than 90% of your Account Value being allocated to the Benefit Fixed Rate Account (“90% cap” or “90% cap rule”). Thus, on any Valuation Day, if the formula would require a transfer into the Benefit Fixed Rate Account that would result in more than 90% of the Account Value being allocated to the Benefit Fixed Rate Account, only the amount that results in exactly 90% of the Account Value being allocated to the Benefit Fixed Rate Account will be transferred. Additionally, future transfers into the Benefit Fixed Rate Account will not be made (regardless of the performance of the Benefit Fixed Rate Account and the Permitted Sub-accounts) at least until there is first a transfer out of the Benefit Fixed Rate Account. Once this transfer occurs out of the Benefit Fixed Rate Account, future amounts may be transferred to or from the Benefit Fixed Rate Account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the Benefit Fixed Rate Account that results in greater than 90% of your Account Value being allocated to the Benefit Fixed Rate Account. However, it is possible that, due to the investment performance of your allocations in the Benefit Fixed Rate Account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the Benefit Fixed Rate Account.

If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the Benefit Fixed Rate Account at least until there is first a transfer out of the Benefit Fixed Rate Account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the Benefit Fixed Rate Account, and the formula will still not transfer any of your Account Value to the Benefit Fixed Rate Account (at least until there is first a transfer out of the Benefit Fixed Rate Account). For example:

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March 19, 2009 – a transfer is made to the Benefit Fixed Rate Account that results in the 90% cap being met and now $90,000 is allocated to the Benefit Fixed Rate Account and $10,000 is allocated to the Permitted Sub-accounts.

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March 20, 2009 – you make an additional purchase payment of $10,000. No transfers have been made from the Benefit Fixed Rate Account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.

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As of March 20, 2009 (and at least until first a transfer is made out of the Benefit Fixed Rate Account under the formula) – the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the Benefit Fixed Rate Account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the Benefit Fixed Rate Account).

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Once there is a transfer out of the Benefit Fixed Rate Account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Benefit Fixed Rate Account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and may be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the Benefit Fixed Rate Account as dictated by the formula. Once you elect this feature, the new transfer formula described above will be the formula for your Annuity.

In the event that more than ninety percent (90%) of your Account Value is allocated to the Benefit Fixed Rate Account and you have elected this feature, up to ten percent (10%) of your Account Value currently allocated to the Benefit Fixed Rate Account will be transferred to your Permitted Sub-accounts, such that after the transfer, 90% of your Account Value on the date of the transfer is in the Benefit Fixed Rate Account. The transfer to the Permitted Sub-accounts will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). Amounts taken out of the Benefit Fixed Rate Account will be withdrawn for this purpose on a last-in, first-out basis (an amount renewed into a new guarantee period under the Benefit Fixed Rate Account will be deemed a new investment for purposes of this last-in, first-out rule).

Once the 90% cap rule is met, future transfers into the Benefit Fixed Rate Account will not be made (regardless of the performance of the Benefit Fixed Rate Account and the Permitted Sub-accounts) at least until there is a first transfer out of the Benefit Fixed Rate Account. Once this transfer occurs out of the Benefit Fixed Rate Account, future amounts may be transferred to or from the Benefit Fixed Rate Account if dictated by the formula.

Please be aware that after the initial transfer out of the Benefit Fixed Rate Account upon election of the 90% cap, there is no assurance that future transfers out will occur, or the amount of such future transfers, as a result of the election of the 90% cap. These transfers will be determined by the mathematical formula and depend on a number of factors unique to your annuity.

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Important Considerations When Electing the New Formula:

■	At any given time, some, most or none of your Account Value may be allocated to the Benefit Fixed Rate Account.
■	Please be aware that because of the way the new 90% cap formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the Benefit Fixed Rate Account.
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Because the charge for Highest Daily Lifetime Five is assessed against the average daily net assets of the Sub-accounts, that charge will be assessed against all assets transferred into the Permitted Sub-accounts.

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If this feature is elected, any Account Value transferred to the Permitted Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending of the performance of the Permitted Sub-accounts you select.

HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT (HD 7)

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime Seven benefit.

Highest Daily Lifetime Seven is no longer available for new elections. The income benefit under Highest Daily Lifetime Seven currently is based on a single “designated life” who is at least 55 years old on the date that the benefit is acquired. The Highest Daily Lifetime Seven Benefit was not available if you elected any other optional living benefit, although you may have elected any optional death benefit other than the Highest Daily Value death benefit or the Plus40 Life Insurance Rider. As long as your Highest Daily Lifetime Seven Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of the permitted investment options, see the Investment options section of this prospectus. We no longer permit new elections of Highest Daily Lifetime Seven.

Highest Daily Lifetime Seven guarantees until the death of the single designated life the ability to withdraw an annual amount (the “Annual Income Amount”) equal to a percentage of an initial principal value (the “Protected Withdrawal Value”) regardless of the impact of market performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that market performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Highest Daily Lifetime Seven, and in Appendix I to this prospectus, we set forth the formula under which we make the asset transfers. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

As discussed below, a key component of Highest Daily Lifetime Seven is the Protected Withdrawal Value. Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life, provided that you have not made “excess withdrawals.” Excess withdrawals, as discussed below, will reduce your Annual Income Amount. Thus, you could experience a scenario in which your Account Value was zero, and, due to your excess withdrawals, your Annual Income Amount also was reduced to zero. In that scenario, no further amount would be payable under Highest Daily Lifetime Seven.

Key Feature – Protected Withdrawal Value

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter, until the earlier of the tenth anniversary of benefit election (the “Tenth Anniversary Date”) or the date of the first withdrawal, the Protected Withdrawal Value is equal to the “Periodic Value” described in the next paragraph.

The “Periodic Value” initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter, until the earlier of the first withdrawal or the Tenth Anniversary Date, we recalculate the Periodic Value. We stop determining the Periodic Value upon the earlier of your first withdrawal after the effective date of the benefit or the Tenth Anniversary Date. On each Valuation Day (the “Current Valuation Day”), the Periodic Value is equal to the greater of:

(1)	the Periodic Value for the immediately preceding business day (the “Prior Valuation Day”) appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day; and
(2)	the Account Value.

If you make a withdrawal prior to the Tenth Anniversary Date, the Protected Withdrawal Value on the date of the withdrawal is equal to the greatest of:

a)	the Account Value; or
b)	the Periodic Value on the date of the withdrawal.

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If you have not made a withdrawal on or before the Tenth Anniversary Date, your Protected Withdrawal Value subsequent to the Tenth Anniversary Date is equal to the greatest of:

(1)	the Account Value; or
(2)	the Periodic Value on the Tenth Anniversary Date, increased for subsequent adjusted purchase payments; or
(3)	the sum of:
(a)	200% of the Account Value on the effective date of the benefit;
(b)	200% of all adjusted purchase payments made within one year after the effective date of the benefit; and
(c)	all adjusted purchase payments made after one year following the effective date of the benefit up to the date of the first withdrawal.

On and after the date of your first withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent purchase payments, is reduced by withdrawals, including your first withdrawal (as described below), and is increased if you qualify for a step-up (as described below). Irrespective of these calculations, your Protected Withdrawal Value will always be at least equal to your Account Value.

Key Feature – Annual Income Amount under the Highest Daily Lifetime Seven Benefit

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active and does not reduce in subsequent Annuity Years, as described below. The percentage depends on the age of the Annuitant on the date of the first withdrawal after election of the benefit. The percentages are: 5% for ages 74 and younger, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older.

Under the Highest Daily Lifetime Seven benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Annual Income Amount (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

Any Purchase Payment that you make will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credits) based on the age of the Annuitant at the time of the first withdrawal (the percentages are: 5% for ages 74 and younger, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credits).

If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime Seven benefit.

An automatic step-up feature (“Highest Quarterly Auto Step-Up”) is included as part of this benefit. As detailed in this paragraph, the Highest Quarterly Auto Step-Up feature can result in a larger Annual Income Amount if your Account Value increases subsequent to your first withdrawal. We begin examining the Account Value for purposes of the Highest Quarterly Step-Up starting with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on the Valuation Days corresponding to the end of each quarter that (i) is based on your Annuity Year, rather than a calendar year; (ii) is subsequent to the first withdrawal; and (iii) falls within the immediately preceding Annuity Year. If the end of any such quarter falls on a holiday or a weekend, we use the next Valuation Day. Having identified each of those quarter-end Account Values, we then multiply each such value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are 5% for ages 74 and younger, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older. Thus, we multiply each quarterly value by the applicable percentage, adjust each such quarterly value for subsequent withdrawals and purchase payments, and then select the highest of those values. If the highest of those values exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. In later years, (i.e., after the first Annuity Anniversary after the first withdrawal) we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values on the end of the four immediately preceding quarters. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest quarterly value upon which your step-up was based. If, on the date that we implement a Highest Quarterly Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime Seven has changed for new purchasers, you may be subject to the

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new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime Seven upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

The Highest Daily Lifetime Seven benefit does not affect your ability to make withdrawals under your Annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime Seven, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.

Examples of dollar-for-dollar and proportional reductions, and the Highest Quarterly Auto Step-Up are set forth below. The values depicted here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime Seven benefit or any other fees and charges. Assume the following for all three examples:

■	The Issue Date is December 1, 2007
■	the highest daily lifetime seven benefit is elected on march 5, 2008
■	The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime Seven benefit.

Dollar-for-dollar reductions

On May 2, 2008, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the Annuitant is younger than 75 at the time of the 1st withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2008) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount-$6,000 less $2,500 = $3,500.

Proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on August 6, 2008 and the Account Value at the time of this withdrawal is $110,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount – $1,500 – reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

Here is the calculation:

Account Value before withdrawal	$110,000.00
Less amount of “non” excess withdrawal	$3,500.00
Account Value immediately before excess withdrawal of $1,500	$106,500.00
Excess withdrawal amount	$1,500.00
Divided by Account Value immediately before excess withdrawal	$106,500.00
Ratio	1.41%
Annual Income Amount	$6,000.00
Less ratio of 1.41%	$84.51
Annual Income Amount for future Annuity Years	$5,915.49

Highest Quarterly Auto Step-Up

On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant’s age on the Annuity Anniversary) of the highest quarterly value since your first withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (plus any Credits).

Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on August 6 reduces this amount to $5,915.49 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped-up if 5% (since the youngest Designated Life is younger than 75 on the date of the potential step-up) of the highest quarterly Account Value adjusted for withdrawals, is higher than $5,915.49. Here are the calculations for determining the quarterly values. Only the June 1 value is being adjusted for excess withdrawals as the September 1 and December 1 Valuation Days occur after the excess withdrawal on August 6.

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Date*	Account value	Highest Quarterly Value (adjusted with withdrawal and purchase payments)**	Adjusted Annual Income Amount (5% of the Highest Quarterly Value)
June 1, 2008	$118,000.00	$118,000.00	$5,900.00
August 6, 2008	$110,000.00	$112,885.55	$5,644.28
September 1, 2008	$112,000.00	$112,885.55	$5,644.28
December 1, 2008	$119,000.00	$119,000.00	$5,950.00

*	In this example, the Annuity Anniversary date is December 1. The quarterly valuation dates are every three months thereafter – March 1, June 1, September 1, and December 1. In this example, we do not use the March 1 date as the first withdrawal took place after March 1. The Annuity Anniversary Date of December 1 is considered the fourth and final quarterly valuation date for the year.
**	In this example, the first quarterly value after the first withdrawal is $118,000 on June 1, yielding an adjusted Annual Income Amount of $5,900.00. This amount is adjusted on August 6 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
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The Account Value of $118,000 on June 1 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $114,500 before the excess withdrawal.

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This amount ($114,500) is further reduced by 1.41% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Quarterly Value of $112,885.55.

■

The adjusted Annual Income Amount is carried forward to the next quarterly anniversary date of September 1. At this time, we compare this amount to 5% of the Account Value on September 1. Since the June 1 adjusted Annual Income Amount of $5,644.28 is higher than $5,600.00 (5% of $112,000), we continue to carry $5,644.28 forward to the next and final quarterly anniversary date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,644.28, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value yields the highest amount of $5,950.00. Since this amount is higher than the current year’s Annual Income Amount of $5,915.49 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2008 and continuing through December 1, 2009, will be stepped-up to $5,950.00.

Benefits Under the Highest Daily Lifetime Seven Benefit

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To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount or as a result of the fee that we assess for Highest Daily Lifetime Seven, and amounts are still payable under Highest Daily Lifetime Seven, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Highest Daily Lifetime Seven benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to meet required minimum distribution requirements under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in the form of a fixed annuity.

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If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is a Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

1)	apply your Account Value to any Annuity option available; or
2)	request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. We will make payments until the death of the single designated life.

We must receive your request in a form acceptable to us at our office.

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In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

1)	the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and
2)	the Account Value.

■	If no withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.
■	Please note that payments that we make under this benefit after the Annuity Anniversary coinciding with or next following the annuitant’s 95th birthday will be treated as annuity payments.

Other Important Considerations

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Withdrawals under the Highest Daily Lifetime Seven benefit are subject to all of the terms and conditions of the Annuity, including any CDSC that may apply. Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free

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withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal. However, we may impose a CDSC on the portion of a withdrawal that is deemed Excess Income.

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Withdrawals made while the Highest Daily Lifetime Seven Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Highest Daily Lifetime Seven Benefit does not directly affect the Account Value or surrender value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity you will receive the current surrender value.

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You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime Seven benefit. The Highest Daily Lifetime Seven benefit provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

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You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

■	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.
■	Upon inception of the benefit, and to maintain the benefit, 100% of your Account Value must have been allocated to the permitted Sub-accounts.
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You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (see description below) if you elect this benefit. A summary description of the AST Investment Grade Bond Portfolio appears within the Prospectus section entitled “What Are The Investment Objectives and Policies of The Portfolios?”. You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

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Transfers to and from the elected Sub-accounts and an AST Investment Grade Bond Portfolio Sub-account triggered by the mathematical formula component of the benefit will not count toward the maximum number of free transfers allowable under an Annuity.

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You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Highest Daily Lifetime Seven benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfer of Account Value and allocation of additional purchase payments may be subject to new investment limitations.

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The fee for Highest Daily Lifetime Seven is 0.60% annually of the Protected Withdrawal Value. We deduct this fee at the end of each quarter, where each such quarter is part of a year that begins on the effective date of the benefit or an anniversary thereafter. Thus, on each such quarter-end (or the next Valuation Day, if the quarter-end is not a Valuation Day), we deduct 0.15% of the Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of your Sub-accounts including the AST Investment Grade Bond Portfolio Sub-account. Since this fee is based on the Protected Withdrawal Value the fee for Highest Daily Lifetime Seven may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described above. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

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The Basic Death Benefit will terminate if withdrawals taken under the Highest Daily Lifetime Seven benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Highest Daily Lifetime Seven benefit cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

Election of and Designations under the Benefit

We no longer permit new elections of Highest Daily Lifetime Seven.

For Highest Daily Lifetime Seven, there must have been either a single Owner who was the same as the Annuitant, or if the Annuity is entity owned, there must be a single natural person Annuitant. In either case, the Annuitant must have been at least 55 years old. Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime Seven. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime Seven, except if (a) the new Owner has the same taxpayer identification number as the previous owner (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or (c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines.

If you wish, you may cancel any Highest Daily Lifetime Seven benefit. You may then elect any other available living benefit on the Valuation Day after you have cancelled the Highest Daily Lifetime Seven benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Upon cancellation of any Highest Daily Lifetime Seven benefit, any Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro rata. You should be aware that upon termination of Highest Daily Lifetime Seven, you will lose the Protected Withdrawal Value (including the Tenth Anniversary Date Guarantee), Annual Income Amount, and the Return of Principal Guarantee that you had accumulated under the benefit. Thus, the initial guarantees under any newly-elected benefit will be based on your current Account Value at the time you

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elect a new benefit. Once the Highest Daily Lifetime Seven benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Highest Daily Lifetime Seven benefit provided that the benefit you are looking to elect is available on a post-issue basis. If you cancel the benefit, you lose all guarantees under the benefit, and your guarantee under any new benefit you elect will be based on your Account Value at that time. Any such new benefit may be more expensive.

Return of Principal Guarantee

If you have not made a withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

a)	your Account Value on the day that you elected Highest Daily Lifetime Seven; and
b)	the sum of each Purchase Payment you made (including any Credits) during the one-year period after you elected the benefit.

If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the bond Sub-account used with this benefit), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. This potential addition to Account Value is available only if you have elected Highest Daily Lifetime Seven and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee.

Termination of the Benefit

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election will apply as described above. The benefit terminates: (i) upon your termination of the benefit (ii) upon your surrender of the Annuity (iii) upon your election to begin receiving annuity payments (although if you have elected to the Annual Income Amount in the form of Annuity payments, we will continue to pay the Annual Income Amount) (iv) upon the death of the Annuitant (v) if both the Account Value and Annual Income Amount equal zero or (vi) if you cease to meet our requirements for issuing the benefit (see Elections and Designations under the Benefit).

Upon termination of Highest Daily Lifetime Seven other than upon the death of the Annuitant, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options).

Mathematical Formula Component of Highest Daily Lifetime Seven

As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you have elected Highest Daily Lifetime Seven. For purposes of the benefit, we refer to those permitted Sub-accounts as the “Permitted Sub-accounts”. As a requirement of participating in Highest Daily Lifetime Seven, we require that you participate in our specialized program, under which we may transfer Account Value between the Permitted Sub-accounts and a specified bond fund within the Advanced Series Trust (the “AST Investment Grade Bond Sub-account”). We determine whether to make a transfer, and the amount of any transfer, under a non-discretionary formula, discussed below. The AST Investment Grade Bond Sub-account is available only with this benefit, and thus you may not allocate purchase payments to the AST Investment Grade Bond Sub-account. Under the formula component of Highest Daily Lifetime Seven, we monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account. Any transfer would be made in accordance with a formula, which is set forth in Appendix I to this prospectus.

Speaking generally, the formula, which we apply each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. Note that we use 5% in the formula, irrespective of the Annuitant’s attained age. Then we produce an estimate of the total amount we would target in our allocation model, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the “Target Value” or “L”. If you have already made a withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent purchase payments, and any excess withdrawals. Next, the formula subtracts from the Target Value the amount held within the AST Investment Grade Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the AST Investment Grade Bond Sub-account, is called the “Target Ratio” or “r”. If the Target Ratio exceeds a certain percentage (currently 83%), it means essentially that too much Target Value is not

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offset by assets within the AST Investment Grade Bond Sub-account, and therefore we will transfer an amount from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Conversely, if the Target Ratio falls below a certain percentage (currently 77%), then a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts would occur.

If you elect the new formula (90% Cap Feature), see discussion regarding that feature.

As you can glean from the formula, poor investment performance of your Account Value may result in a transfer of a portion of your variable Account Value to the AST Investment Grade Bond Sub-account because such poor investment performance will tend to increase the Target Ratio. Moreover, “flat” investment returns of your Account Value over a period of time also could result in the transfer of your Account Value from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. Once you elect Highest Daily Lifetime Seven, the ratios we use will be fixed. For newly-issued Annuities that elect Highest Daily Lifetime Seven and existing Annuities that elect Highest Daily Lifetime Seven, however, we reserve the right, subject to any required regulatory approval, to change the ratios.

While you are not notified when your Annuity reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the AST Investment Grade Bond Sub-account. The formula by which the reallocation triggers operate is designed primarily to mitigate the financial risks that we incur in providing the guarantee under Highest Daily Lifetime Seven.

Depending on the results of the calculation relative to the reallocation triggers, we may, on any day:

■	Not make any transfer between the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account; or
■

If a portion of your Account Value was previously allocated to the AST Investment Grade Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options); or

■	Transfer all or a portion of your Account Value in the Permitted Sub-accounts pro rata to the AST Investment Grade Bond Sub-account.

Therefore, at any given time, some, none, or all of your Account Value may be allocated to the AST Investment Grade Bond Sub-account. If your entire Account Value is transferred to the AST Investment Grade Bond Sub-account, then based on the way the formula operates, the formula will not transfer amounts out of the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts and the entire Account Value would remain in the AST Investment Grade Bond Sub-account. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the AST Investment Grade Bond Sub-account. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the AST Investment Grade Bond Sub-accounts, if dictated by the formula. The amounts of any such transfers will vary as dictated by the formula, and will depend on the factors listed below.

Prior to the first withdrawal, the primary driver of transfers to the AST Investment Grade Bond Sub-account is difference between your Account Value and your Protected Withdrawal Value. If none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, then over time the formula permits an increasing difference between the Account Value and the Protected Withdrawal Value before a transfer to the AST Investment Grade Bond Sub-account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, the smaller the difference between the Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the AST Investment Grade Bond Sub-account.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST Investment Grade Bond Sub-account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

■	The difference between your Account Value and your Protected Withdrawal Value;
■	The amount of time Highest Daily Lifetime Seven has been in effect on your Annuity;
■	The amount allocated to and the performance of the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account;
■	Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and
■	Any withdrawals you take from your Annuity (while the benefit is in effect).

Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your

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Annuity. The greater the amounts allocated to either the AST Investment Grade Bond Sub-account or to the Permitted Sub-accounts, the greater the impact performance of those investments have on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the AST Investment Grade Bond Sub-account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.

If you make additional Purchase Payments to your Annuity, they will be allocated in accordance with your Annuity. Once allocated, they will also be subject to the formula described above and therefore may be transferred to the AST Investment Grade Bond Sub-account, if dictated by the formula.

Any Account Value in the AST Investment Grade Bond Sub-account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the AST Investment Grade Bond Sub-account.

Additional Tax Considerations

If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. Please note that any withdrawal you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under “Key Feature – Protected Withdrawal Value”.

As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here. However, we do note that if you participate in Highest Daily Lifetime Seven through a non-qualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

Highest Daily Lifetime Seven with Beneficiary Income Option

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime Seven with Beneficiary Income Option.

There is an optional death benefit feature under this benefit, the amount of which is linked to your Annual Income Amount. We refer to this optional death benefit as the Beneficiary Income Option or (“BIO”). Highest Daily Lifetime Seven was available without also selecting the Beneficiary Income Option death benefit. We no longer permit elections of the Highest Daily Lifetime Seven with Beneficiary Income Option benefit. If you terminate your Highest Daily Lifetime Seven with BIO benefit to elect any other available living benefit, you will lose the guarantees that you had accumulated under your Highest Daily Lifetime Seven with BIO benefit and will begin new guarantees under the newly elected benefit.

If you have elected this death benefit, you may not elect any other optional benefit. You may have elected the Beneficiary Income Option death benefit so long as the Annuitant is no older than age 75 at the time of election. For purposes of this optional death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Highest Daily Lifetime Seven itself. Because the fee for this benefit is based on the Protected Withdrawal Value, the fee for Highest Daily Lifetime Seven with the Beneficiary Income Option may be greater than it would have been based on the Account Value alone.

Upon a death that triggers payment of a death benefit under the Annuity, we identify the following amounts: (a) the amount of the basic death benefit under the Annuity (b) the Protected Withdrawal Value and (c) the Annual Income Amount. If there were no withdrawals prior to the date of death, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death, and we calculate the Annual Income Amount as if there were a withdrawal on the date of death. If there were withdrawals prior to the date of death, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.

If there is one beneficiary, he/she must choose to receive either the basic death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of periodic payments of the Annual Income Amount – such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with

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the same choice. Thus, each beneficiary can choose to take his/her portion of either (a) the basic death benefit or (b) the Beneficiary Income Option death benefit. If chosen, for qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than December 31st of the year following the annuity owner’s date of death. For non-qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than one year after the owner’s date of death. In order to receive the Beneficiary Income Option death benefit, each beneficiary’s share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary’s death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.

Here is an example to illustrate how the death benefit may be paid:

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Assume that (i) the basic death benefit is $50,000, the Protected Withdrawal Value is $100,000, and the Annual Income Amount is $5,000; (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.

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Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value).

The pro-rated portion of the Annual Income Amount, equal to $3,750 annually (i.e., the first beneficiary’s 75% share multiplied by $5000), is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary’s 75% share of the $100,000 Protected Withdrawal Value).

The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).

If you elect to terminate Highest Daily Lifetime Seven with Beneficiary Income Option, both Highest Daily Lifetime Seven and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Highest Daily Lifetime Seven with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the “Election and Designations under the Benefit” section, above.

Highest Daily Lifetime Seven with Lifetime Income Accelerator

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime Seven with Lifetime Income Accelerator.

There is another version of Highest Daily Lifetime Seven that we call Highest Daily Lifetime Seven with Lifetime Income Accelerator (“Highest Daily Lifetime Seven with LIA”). We no longer permit new elections of Highest Daily Lifetime Seven with LIA. If you have elected this benefit, you may not elect any other optional benefit. The income benefit under Highest Daily Lifetime Seven with LIA currently was based on a single “designated life” who was between the ages of 55 and 75 on the date that the benefit was elected. If you terminate your Highest Daily Lifetime Seven Benefit with LIA to elect any other available living benefit, you will lose the guarantees that you had accumulated under your Highest Daily Lifetime Seven benefit with LIA and will begin the new guarantees under the newly elected benefit based on the account value as of the date the new benefit becomes active.

Highest Daily Lifetime Seven with LIA is not long-term care insurance and should not be purchased as a substitute for long-term care insurance. The income you receive through the Lifetime Income Accelerator may be used for any purpose, and it may or may not be sufficient to address expenses you may incur for long-term care. You should seek professional advice to determine your financial needs for long-term care.

Highest Daily Lifetime Seven with LIA guarantees, until the death of the single designated life, the ability to withdraw an amount equal to double the Annual Income Amount (which we refer to as the “LIA Amount”) if you meet the conditions set forth below. If you had chosen the Highest Daily Lifetime Seven with LIA, the maximum charge is 2.00% of Protected Withdrawal Value (“PWV”) annually. We deduct the current charge (0.95% of PWV) at the end of each quarter, where each such quarter is part of a year that begins on the effective date of the benefit or an anniversary thereafter. Thus, on each such quarter-end (or the next Valuation Day, if the quarter-end is not a Valuation Day), we deduct 0.2375% of the Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of your Sub-accounts including the AST Investment Grade Bond Portfolio Sub-account. Since this fee is based on the protected withdrawal value, the fee for Highest Daily Lifetime Seven with LIA may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described below.

If this benefit was elected within an Annuity held as a 403 (b) plan, then in addition to meeting the eligibility requirements listed below for the LIA Amount you must separately qualify for distributions from the 403 (b) plan itself.

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You could have chosen Highest Daily Lifetime Seven without also electing LIA, however you may not have elected LIA without Highest Daily Lifetime Seven. All terms and conditions of Highest Daily Lifetime Seven apply to this version of the benefit, except as described herein.

Eligibility Requirements for LIA Amount Both a waiting period of 36 months, from the benefit effective date, and an elimination period of 120 days, from the date of notification that one or both of the requirements described immediately below have been met, apply before you can become eligible for the LIA Amount. Assuming the 36 month waiting period has been met and we have received the notification referenced in .the immediately preceding sentence, the LIA amount would be available for withdrawal on the Valuation Day immediately after the 120th day. The waiting period and the elimination period may run concurrently. In addition to satisfying the waiting and elimination period, either or both of the following requirements (“LIA conditions”) must be met. It is not necessary to meet both conditions:

1)	The designated life is confined to a qualified nursing facility. A qualified nursing facility is a facility operated pursuant to law or any state licensed facility providing medically necessary in-patient care which is prescribed by a licensed physician in writing and based on physical limitations which prohibit daily living in a non-institutional setting.
2)	The designated life is unable to perform two or more basic abilities of caring for oneself or “activities of daily living.” We define these basic abilities as:
i.	Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.
ii.	Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.
iii.	Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower.
iv.	Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.
v.	Transferring: Moving into or out of a bed, chair or wheelchair.
vi.	Continence: Maintaining control of bowel or bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform personal hygiene (including caring for catheter or colostomy bag).

You must notify us when the LIA conditions have been met. If, when we receive such notification, there are more than 120 days remaining until the end of the waiting period described above, you will not be eligible for the LIA Amount. If there are 120 days or less remaining until the end of the waiting period when we receive notification that the LIA conditions are met, we will determine eligibility for the LIA Amount through our then current administrative process, which may include, but is not limited to, documentation verifying the LIA conditions and/or an assessment by a third party of our choice. Such assessment may be in person and we will assume any costs associated with the aforementioned assessment. Once eligibility is determined, the LIA Amount is equal to double the Annual Income Amount as described in this prospectus under the Highest Daily Lifetime Seven Benefit.

Additionally, we will reassess your eligibility on an annual basis although your LIA benefit for the year that immediately precedes our reassessment will not be affected if it is determined that you are no longer eligible. Your first reassessment may occur in the same year as your initial assessment. If we determine that you are no longer eligible to receive the LIA Amount, the Annual Income Amount would replace the LIA Amount on the next Annuity Anniversary (the “ineligibility effective date”). However, 1) if you were receiving income through a systematic withdrawal program that was based on your LIA Amount; 2) you subsequently become ineligible to receive your LIA Amount, and 3) we do not receive new withdrawal instructions from you prior to the ineligibility effective date, we will cancel such systematic withdrawal program on the ineligibility effective date. You will be notified of your subsequent ineligibility and the date systematic withdrawal payments will stop before either occur. If any existing systematic withdrawal program is canceled, you must enroll in a new systematic withdrawal program if you wish to receive income on a systematic basis. You may establish a new or make changes to any existing systematic withdrawal program at any time by contacting our Annuity Service Office. All “Excess Income” conditions described above in “Key Feature – Annual Income Amount under the Highest Daily Lifetime Seven Benefit” would apply. There is no limit on the number of times you can become eligible for the LIA Amount, however, each time would require the completion of the 120-day elimination period, notification that the designated life meets the LIA conditions, and determination, through our then current administrative process, that you are eligible for the LIA Amount, each as described above.

You should also keep in mind that, at the time you are experiencing the LIA conditions that would qualify you for the LIA Amount, you may also be experiencing other disabilities that could impede your ability to conduct your affairs. You may wish to consult with a legal advisor to determine whether you should authorize a fiduciary who could notify us if you meet the LIA conditions and apply for the benefit.

LIA Amount at the First Withdrawal. If your first withdrawal subsequent to election of Highest Daily Lifetime Seven with LIA occurs while you are eligible for the LIA Amount, the available LIA Amount is equal to double the Annual Income Amount.

LIA Amount after the First Withdrawal. If you become eligible for the LIA Amount after you have taken your first withdrawal, the available LIA amount for the current and subsequent Annuity Years is equal to double the then current Annual Income Amount, however the available LIA amount in the current Annuity Year is reduced by any withdrawals that have been taken in the current

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Annuity Year. Cumulative withdrawals in an Annuity Year which are less than or equal to the LIA Amount (when eligible for the LIA amount) will not reduce your LIA Amount in subsequent Annuity Years, but any such withdrawals will reduce the LIA Amount on a dollar-for-dollar basis in that Annuity Year.

Withdrawals in Excess of the LIA Amount. If your cumulative withdrawals in an Annuity Year are in excess of the LIA Amount when you are eligible (“Excess Withdrawal”), your LIA Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the excess portion of the withdrawal to the Account Value immediately prior to the Excess Withdrawal. Reductions include the actual amount of the withdrawal, including any CDSC that may apply. Withdrawals of any amount up to and including the LIA Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Excess Withdrawals will reduce the Protected Withdrawal Value by the same ratio as the reduction to the LIA Amount. Any withdrawals that are less than or equal to the LIA amount (when eligible) but in excess of the free withdrawal amount available under this Annuity will not incur a CDSC.

Withdrawals are not required. However, subsequent to the first withdrawal, the LIA Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the LIA Amount.

Purchase Payments. If you are eligible for the LIA Amount as described under “Eligibility Requirements for LIA Amount” and you make an additional Purchase Payment, we will increase your LIA Amount by double the amount we add to your Annual Income Amount.

Step Ups. If your Annual Income Amount is stepped up, your LIA Amount will be stepped up to equal double the stepped up Annual Income Amount.

Guarantee Payments. If your Account Value is reduced to zero as a result of cumulative withdrawals that are equal to or less than the LIA Amount, or as a result of the fee that we assess for Highest Daily Lifetime Seven with LIA, and there is still a LIA Amount available, we will make an additional payment for that Annuity Year equal to the remaining LIA Amount. Thus, in that scenario, the remaining LIA Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the LIA Amount as described in this section. We will make payments until the death of the single designated life. Should the designated life no longer qualify for the LIA amount (as described under “Eligibility Requirements for LIA Amount” above), the Annual Income Amount would continue to be available. Subsequent eligibility for the LIA Amount would require the completion of the 120 day elimination period as well as meeting the LIA conditions listed above under “Eligibility Requirements for LIA Amount”. To the extent that cumulative withdrawals in the current Annuity Year that reduce your Account Value to zero are more than the LIA Amount (except in the case of required minimum distributions), Highest Daily Lifetime Seven with LIA terminates, and no additional payments are permitted.

Annuity Options. In addition to the Highest Daily Lifetime Seven Annuity Options described above, after the 10th benefit anniversary you may also request that we make annuity payments each year equal to the Annual Income Amount. In any year that you are eligible for the LIA Amount, we make annuity payments equal to the LIA Amount. If you would receive a greater payment by applying your Account Value to receive payments for life under your Annuity, we will pay the greater amount. Prior to the 10th benefit anniversary this option is not available.

We will continue to make payments until the death of the Designated Life. If this option is elected, the Annual Income Amount and LIA Amount will not increase after annuity payments have begun.

If you elected Highest Daily Lifetime Seven with LIA, and never meet the eligibility requirements, you will not receive any additional payments based on the LIA Amount.

Optional 90% Cap Feature for Formula for Highest Daily Lifetime Seven

If you currently own an Annuity and have elected the Highest Daily Lifetime Seven Income Benefit (including Highest Daily Lifetime Seven with Beneficiary Income Option and Highest Daily Lifetime Seven with Lifetime Income Accelerator) or Spousal Highest Daily Lifetime Seven Income Benefit (including Spousal Highest Daily Lifetime Seven with Beneficiary Income Option), you can elect this feature (subject to state approval) which utilizes a new mathematical formula. The new formula is described below and will replace the “Transfer Calculation” portion of the mathematical formula currently used in connection with your benefit on a prospective basis. There is no cost to adding this feature to your Annuity. This election may only be made once and may not be revoked once elected. The new mathematical formula is found in Appendix I. Only the election of the 90% Cap will prevent all of your Account Value from being allocated to the AST Investment Grade Bond Portfolio Sub-account. If all of your Account Value is currently allocated to the AST Investment Grade Bond Portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect the 90% Cap feature. If you make additional Purchase Payments, they may or may not result in a transfer to or from the AST Investment Grade Bond Portfolio Sub-account.

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Under the new formula, the formula will not execute a transfer to the AST Investment Grade Bond Sub-account that results in more than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account (“90% cap” or “90% Cap Rule”). Thus, on any Valuation Day, if the formula would require a transfer to the AST Investment Grade Bond Sub-account that would result in more than 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account will be transferred. Additionally, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST Investment Grade Bond Sub-account that results in greater than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST Investment Grade Bond Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the AST Investment Grade Bond Sub-account.

If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST Investment Grade Bond Sub-account at least until there is first a transfer out of the AST Investment Grade Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST Investment Grade Bond Sub-account, and the formula will still not transfer any of your Account Value to the AST Investment Grade Bond Sub-account (at least until there is first a transfer out of the AST Investment Grade Bond Sub-account). For example,

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March 19, 2009 – a transfer is made that results in the 90% cap being met and now $90,000 is allocated to the AST Investment Grade Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

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March 20, 2009 – you make an additional purchase payment of $10,000. No transfers have been made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.

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As of March 20, 2009 (and at least until first a transfer is made out of the AST Investment Grade Bond Sub-account under the formula) – the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the AST Investment Grade Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the AST Investment Grade Bond Sub-account).

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Once there is a transfer out of the AST Investment Grade Bond Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and may be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account as dictated by the formula. Once you elect this feature, the new transfer formula described above and set forth in Appendix I will be the formula for your Annuity.

In the event that more than ninety percent (90%) of your Account Value is allocated to the AST Investment Grade Bond Sub-account and you have elected this feature, up to ten percent (10%) of your Account Value currently allocated to the AST Investment Grade Bond Sub-account will be transferred to your Permitted Sub-accounts, such that after the transfer, 90% of your Account Value on the date of the transfer is in the AST Investment Grade Bond Sub-account. The transfer to the Permitted Sub-accounts will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amounts of such additional transfer(s) will vary. If on the date this feature is elected 100% of your Account Value is allocated to the AST Investment Grade Bond Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts. While there are no assurances that future transfers will occur, it is possible that an additional transfer(s) to the Permitted Sub-accounts could occur following the Valuation Day(s), and in some instances (based on the formula) the additional transfer(s) could be large.

Once the 90% cap rule is met, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

Important Consideration When Electing the New Formula

■	At any given time, some, most or none of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.
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Please be aware that because of the way the 90% cap formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.

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If this feature is elected, any Account Value transferred to the Permitted Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending of the performance of the Permitted Sub-accounts you select.

SPOUSAL HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT (SHD7)

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime Seven Income benefit.

Spousal Highest Daily Lifetime Seven is the spousal version of Highest Daily Lifetime Seven. We no longer permit new elections of Spousal Highest Daily Lifetime Seven. Spousal Highest Daily Lifetime Seven must have been elected based on two Designated Lives, as described below. Each Designated Life must have been at least 59 1/2 years old when the benefit was elected. Spousal Highest Daily Lifetime Seven was not available if you elected any other optional living benefit or optional death benefit. As long as your Spousal Highest Daily Lifetime Seven Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of permitted investment options, see the Investment options section of this prospectus.

The benefit that guarantees until the later death of two natural persons who are each other’s spouses at the time of election of the benefit and at the first death of one of them (the “Designated Lives”, and each, a “Designated Life”) the ability to withdraw an annual amount (the “Annual Income Amount”) equal to a percentage of an initial principal value (the “Protected Withdrawal Value”) regardless of the impact of Sub-account performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Highest Daily Lifetime Seven benefit after the death of the first spouse. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Spousal Highest Daily Lifetime Seven, and in Appendix I to this prospectus, we set forth the formula under which we make the asset transfers. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

As discussed below, a key component of Spousal Highest Daily Lifetime Seven is the Protected Withdrawal Value. Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains. You are guaranteed to be able to withdraw the Annual Income Amount until the death of the second Designated Life, provided that there have not been “excess withdrawals.” Excess withdrawals, as discussed below, will reduce your Annual Income Amount. Thus, you could experience a scenario in which your Account Value was zero, and, due to your excess withdrawals, your Annual Income Amount also was reduced to zero. In that scenario, no further amount would be payable under Spousal Highest Daily Lifetime Seven.

Key Feature – Protected Withdrawal Value

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter, until the earlier of the tenth anniversary of benefit election (the “Tenth Anniversary Date”) or the date of the first withdrawal, the Protected Withdrawal Value is equal to the “Periodic Value” described in the next paragraph.

The “Periodic Value” initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter, until the earlier of the first withdrawal or the Tenth Anniversary Date, we recalculate the Periodic Value. We stop determining the Periodic Value upon the earlier of your first withdrawal after the effective date of the benefit or the Tenth Anniversary Date. On each Valuation Day (the “Current Valuation Day”), the Periodic Value is equal to the greater of:

1)	the Periodic Value for the immediately preceding business day (the “Prior Valuation Day”) appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day; and
2)	the Account Value.

If you make a withdrawal prior to the Tenth Anniversary Date, the Protected Withdrawal Value on the date of the withdrawal is equal to the greatest of:

1)	the Account Value; or
2)	the Periodic Value on the date of the withdrawal.

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If you have not made a withdrawal on or before the Tenth Anniversary Date, your Protected Withdrawal Value subsequent to the Tenth Anniversary Date is equal to the greatest of:

1)	the Account Value; or
2)	the Periodic Value on the Tenth Anniversary Date, increased for subsequent adjusted purchase payments; or
3)	the sum of:
(a)	200% of the Account Value on the effective date of the benefit.
(b)	200% of all adjusted purchase payments made within one year after the effective date of the benefit; and
(c)	all adjusted purchase payments made after one year following the effective date of the benefit up to the date of the first withdrawal.

On and after the date of your first withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent purchase payments, is reduced by withdrawals, including your first withdrawal (as described below), and is increased if you qualify for a step-up (as described below). Irrespective of these calculations, your Protected Withdrawal Value will always be at least equal to your Account Value.

Key Feature – Annual Income Amount under the Spousal Highest Daily Lifetime Seven Benefit

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active and does not reduce in subsequent Annuity Years, as described below. The percentage depends on the age of the youngest Designated Life on the date of the first withdrawal after election of the benefit. The percentages are: 5% for ages 79 and younger, 6% for ages 80 to 84, 7% for ages 85 to 89, and 8% for ages 90 and older. We use the age of the youngest Designated Life even if that Designated Life is no longer a participant under the Annuity due to death or divorce.

Under the Spousal Highest Daily Lifetime Seven benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Annual Income Amount (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

Any Purchase Payment that you make will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credits) based on the age of the Annuitant at the time of the first withdrawal (the percentages are: 5% for ages 79 and younger, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credits).

If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime Seven benefit.

An automatic step-up feature (“Highest Quarterly Auto Step-Up”) is included as part of this benefit. As detailed in this paragraph, the Highest Quarterly Auto Step-Up feature can result in a larger Annual Income Amount if your Account Value increases subsequent to your first withdrawal. We begin examining the Account Value for purposes of the Highest Quarterly Step-Up starting with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on the Valuation Days corresponding to the end of each quarter that (i) is based on your Annuity Year, rather than a calendar year; (ii) is subsequent to the first withdrawal; and (iii) falls within the immediately preceding Annuity Year. If the end of any such quarter falls on a holiday or a weekend, we use the next Valuation Day. Having identified each of those quarter-end Account Values, we then multiply each such value by a percentage that varies based on the age of the youngest Designated Life on the Annuity Anniversary as of which the step-up would occur. The percentages are 5% for ages 79 and younger, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older. Thus, we multiply each quarterly value by the applicable percentage, adjust each such quarterly value for subsequent withdrawals and purchase payments, and then select the highest of those values. If the highest of those values exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. In later years, (i.e., after the first Annuity Anniversary after the first withdrawal) we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values on the end of the four immediately preceding quarters. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the

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highest quarterly value upon which your step-up was based. If, on the date that we implement a Highest Quarterly Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime Seven has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime Seven upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

The Spousal Highest Daily Lifetime Seven benefit does not affect your ability to make withdrawals under your annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime Seven, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.

Examples of dollar-for-dollar and proportional reductions, and the Highest Quarterly Auto Step-Up are set forth below. The values depicted here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime Seven benefit or any other fees and charges. Assume the following for all three examples:

■	The Issue Date is December 1, 2007
■	The Spousal Highest Daily Lifetime Seven benefit is elected on March 5, 2008.
■	The youngest Designated Life was 70 years old when he/she elected the Spousal Highest Daily Lifetime Seven benefit.

Dollar-for-dollar reductions

On May 2, 2008, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the youngest Designated Life is younger than 80 at the time of the 1st withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2008) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount – $6,000 less $2,500 = $3,500.

Proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on August 6, 2008 and the Account Value at the time of this withdrawal is $110,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount – $1,500 – reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

Here is the calculation:

Account Value before withdrawal	$110,000.00
Less amount of “non” excess withdrawal	$3,500.00
Account Value immediately before excess withdrawal of $1,500	$106,500.00
Excess withdrawal amount	$1,500.00
Divided by Account Value immediately before excess withdrawal	$106,500.00
Ratio	1.41%
Annual Income Amount	$6,000.00
Less ratio of 1.41%	$84.51
Annual Income Amount for future Annuity Years	$5,915.49

Highest Quarterly Auto Step-Up

On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the youngest Designated Life’s age on the Annuity Anniversary) of the highest quarterly value since your first withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (plus any Credits).

Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on August 6 reduces this amount to $5,915.49 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped-up if 5% (since the youngest Designated Life is younger than 80 on the date of the potential step-up) of the highest quarterly Account Value adjusted for withdrawals, is higher than $5,915.49. Here are the calculations for determining the quarterly values. Only the June 1 value is being adjusted for excess withdrawals as the September 1 and December 1 Valuation Days occur after the excess withdrawal on August 6.

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Date*	Account value	Highest Quarterly Value (adjusted with withdrawal and purchase payments)**	Adjusted Annual Income Amount (5% of the Highest Quarterly Value)
June 1, 2008	$118,000.00	$118,000.00	$5,900.00
August 6, 2008	$110,000.00	$112,885.55	$5,644.28
September 1, 2008	$112,000.00	$112,885.55	$5,644.28
December 1, 2008	$119,000.00	$119,000.00	$5,950.00

*	In this example, the Annuity Anniversary date is December 1. The quarterly valuation dates are every three months thereafter – March 1, June 1, September 1, and December 1. In this example, we do not use the March 1 date as the first withdrawal took place after March 1. The Annuity Anniversary Date of December 1 is considered the fourth and final quarterly valuation date for the year.
**	In this example, the first quarterly value after the first withdrawal is $118,000 on June 1, yielding an adjusted Annual Income Amount of $5,900.00. This amount is adjusted on August 6 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
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The Account Value of $118,000 on June 1 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Total Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $114,500 before the excess withdrawal.

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This amount ($114,500) is further reduced by 1.41% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Quarterly Value of $112,885.55.

The adjusted Annual Income Amount is carried forward to the next quarterly anniversary date of September 1. At this time, we compare this amount to 5% of the Account Value on September 1. Since the June 1 adjusted Annual Income Amount of $5,644.28 is higher than $5,600.00 (5% of $112,000), we continue to carry $5,644.28 forward to the next and final quarterly anniversary date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,644.28, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value yields the highest amount of $5,950.00. Since this amount is higher than the current year’s Annual Income Amount of $5,915.49 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2008 and continuing through December 1, 2009, will be stepped-up to $5,950.00.

Benefits Under the Spousal Highest Daily Lifetime Seven Benefit

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To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount or as a result of the fee that we assess for Spousal Highest Daily Lifetime Seven, and amounts are still payable under Spousal Highest Daily Lifetime Seven, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Highest Daily Lifetime Seven benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to meet required minimum distribution requirements under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in the form of a fixed annuity.

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If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is a Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

1)	apply your Account Value to any Annuity option available; or
2)	request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. If, due to death of a Designated Life or divorce prior to annuitization, only a single Designated Life remains, then Annuity payments will be made as a life annuity for the lifetime of the Designated Life.

We must receive your request in a form acceptable to us at our office.

In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

1)	the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and
2)	the Account Value.

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■	If no withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.
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Please note that payments that we make under this benefit after the Annuity Anniversary coinciding with or next following the older of the owner or Annuitant’s 95th birthday, will be treated as annuity payments.

Other Important Considerations

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Withdrawals under the Spousal Highest Daily Lifetime Seven benefit are subject to all of the terms and conditions of the Annuity, including any CDSC that may apply. Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal. However, we may impose a CDSC on the portion of a withdrawal that is deemed Excess Income.

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Withdrawals made while the Spousal Highest Daily Lifetime Seven Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Spousal Highest Daily Lifetime Seven Benefit does not directly affect the Account Value or surrender value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity you will receive the current surrender value.

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You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Highest Daily Lifetime Seven benefit. The Spousal Highest Daily Lifetime Seven benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

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You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

■	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.
■	Upon inception of the benefit, and to maintain the benefit, 100% of your Account Value must have been allocated to the permitted Sub-accounts.
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You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (as described below) if you elect this benefit. A summary description of the AST Investment Grade Bond Portfolio appears within the prospectus section entitled “What Are The Investment Objectives and Policies of The Portfolios?”. You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

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You can make withdrawals from your Annuity without purchasing the Spousal Highest Daily Lifetime Seven benefit. The Spousal Highest Daily Lifetime Seven benefit provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

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Transfers to and from the elected Sub-accounts and the AST Investment Grade Bond Portfolio Sub-account triggered by the mathematical formula component of the benefit will not count toward the maximum number of free transfers allowable under an Annuity.

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You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Spousal Highest Daily Lifetime Seven benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfers of Account Value and allocation of Additional purchase payments may be subject to new investment limitations.

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The fee for Spousal Highest Daily Lifetime Seven is 0.75% annually of the Protected Withdrawal Value. We deduct this fee at the end of each quarter, where each such quarter is part of a year that begins on the effective date of the benefit or an anniversary thereafter. Thus, on each such quarter-end (or the next Valuation Day, if the quarter-end is not a Valuation Day), we deduct 0.1875% of the Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of your Sub-accounts including the AST Investment Grade Bond Sub-account. Since this fee is based on the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime Seven may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described above. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

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The Basic Death Benefit will terminate if withdrawals taken under the Spousal Highest Daily Lifetime Seven benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Spousal Highest Daily Lifetime Seven benefit cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

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Election of and Designations under the Benefit

We no longer permit new elections of Spousal Highest Daily Lifetime Seven .Elections of Spousal Highest Daily Lifetime Seven must have been based on two Designated Lives. Designated Lives must be natural persons who are each other’s spouses at the time of election of the benefit and at the death of the first of the Designated Lives to die. Spousal Highest Daily Lifetime Seven could only be elected where the Owner, Annuitant, and Beneficiary designations are as follows:

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One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner’s spouse. The Owner/Annuitant and the beneficiary each must be at least 59 1/2 years old at the time of election; or

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Co-Annuity Owners, where the Owners are each other’s spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. Each Owner must each be at least 59 1/2 years old at the time of election; or

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One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) (“Custodial Account”), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. Both the Annuitant and the Contingent Annuitant each must be at least 59 1/2 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows:

a)	if one Owner dies and the surviving spousal Owner assumes the Annuity or
b)	if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary designations under this benefit. If the Designated Lives divorce, however, the Spousal Highest Daily Lifetime Seven benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new Designated Life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

If you wish, you may cancel any Spousal Highest Daily Lifetime Seven benefit. You may then elect any other available living benefit on any Valuation Day after you have cancelled the Spousal Highest Daily Lifetime Seven benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Upon cancellation of any Spousal Highest Daily Lifetime Seven benefit, any Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instruction or in absence of such instruction, pro-rata. You should be aware that upon termination of Spousal Highest Daily Lifetime Seven, you will lose the Protected Withdrawal Value (including the Tenth Anniversary Date Guarantee), Annual Income Amount, and the Return of Principal Guarantee that you had accumulated under the benefit. Thus, the initial guarantees under any newly-elected benefit will be based on your current Account Value. Once the Spousal Highest Daily Lifetime Seven benefit is cancelled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Spousal Highest Daily Lifetime Seven benefit provided that the benefit you are looking to elect is available on a post-issue basis. Any such new benefit may be more expensive.

Return of Principal Guarantee

If you have not made a withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

a)	your Account Value on the day that you elected Spousal Highest Daily Lifetime Seven; and
b)	the sum of each Purchase Payment you made (including any Credits) during the one-year period after you elected the benefit.

If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the a bond Sub-account used with this benefit), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. This potential addition to Account Value is available only if you have elected Spousal Highest Daily Lifetime Seven and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee.

Termination of the Benefit

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election will apply as described above. The benefit terminates: (i) if upon the death of the first Designated Life, the surviving Designated Life opts to take the death benefit under the Annuity (thus, the benefit does not terminate solely because of the death of the first Designated Life) (ii) upon the death of the second

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Designated Life, (iii) upon your termination of the benefit (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount) (iv) upon your surrender of the Annuity (v) upon your election to begin receiving annuity payments (vi) if both the Account Value and Annual Income Amount equal zero or (vii) if you cease to meet our requirements for issuing the benefit (see Election of and Designations under the Benefit).

Upon termination of Spousal Highest Daily Lifetime Seven other than upon death of a Designated Life, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account (as defined below) to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options).

Mathematical Formula Component of Spousal Highest Daily Lifetime Seven

As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you have elected Spousal Highest Daily Lifetime Seven. For purposes of the benefit, we refer to those permitted Sub-accounts as the “Permitted Sub-accounts”. As a requirement of participating in Spousal Highest Daily Lifetime Seven, we require that you participate in our specialized program, under which we may transfer Account Value between the Permitted Sub-accounts and a specified bond fund within the Advanced Series Trust (the “AST Investment Grade Bond Sub-account”). We determine whether to make a transfer, and the amount of any transfer, under a non-discretionary formula, discussed below. The AST Investment Grade Bond Sub-account is available only with this benefit, and thus you may not allocate purchase payments to the AST Investment Grade Bond Sub-account. Under the formula component of Spousal Highest Daily Lifetime Seven, we monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account. Any transfer would be made in accordance with a formula, which is set forth in Appendix I to this prospectus.

Speaking generally, the formula, which we apply each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. Note that we use 5% in the formula, irrespective of the Annuitant’s attained age. Then we produce an estimate of the total amount we would target in our allocation model, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the “Target Value” or “L”. If you have already made a withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent purchase payments, and any excess withdrawals. Next, the formula subtracts from the Target Value the amount held within the AST Investment Grade Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the AST Investment Grade Bond Sub-account, is called the “Target Ratio” or “r”. If the Target Ratio exceeds a certain percentage (currently 83%), it means essentially that too much Target Value is not offset by assets within the AST Investment Grade Bond Sub-account, and therefore we will transfer an amount from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Conversely, if the Target Ratio falls below a certain percentage (currently 77%), then a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts would occur.

If you elect the new formula (90% Cap Feature), see discussion regarding that feature.

As you can glean from the formula, poor investment performance of your Account Value may result in a transfer of a portion of your variable Account Value to the AST Investment Grade Bond Sub-account because such poor investment performance will tend to increase the Target Ratio. Moreover, “flat” investment returns of your Account Value over a period of time also could result in the transfer of your Account Value from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. Once you elect Spousal Highest Daily Lifetime Seven, the ratios we use will be fixed. For newly-issued Annuities that elect Spousal Highest Daily Lifetime Seven and existing Annuities that elect Spousal Highest Daily Lifetime Seven, however, we reserve the right, subject to any required regulatory approval, to change the ratios.

While you are not notified when your Annuity reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the AST Investment Grade Bond Sub-account. The formula by which the reallocation triggers operate is designed primarily to mitigate the financial risks that we incur in providing the guarantee under Spousal Highest Daily Lifetime Seven.

Depending on the results of the calculation relative to the reallocation triggers, we may, on any day:

■	Not make any transfer between the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account; or
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If a portion of your Account Value was previously allocated to the AST Investment Grade Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options); or

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■	Transfer all or a portion of your Account Value in the Permitted Sub-accounts pro rata to the AST Investment Grade Bond Sub-account.

Therefore, at any given time, some, none, or all of your Account Value may be allocated to the AST Investment Grade Bond Sub-account. If your entire Account Value is transferred to the AST Investment Grade Bond Sub-account, then based on the way the formula operates, the formula will not transfer amounts out of the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts and the entire Account Value would remain in the AST Investment Grade Bond Sub-account. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the AST Investment Grade Bond Sub-account. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the AST Investment Grade Bond Sub-accounts, if dictated by the formula. The amounts of any such transfers will vary as dictated by the formula, and will depend on the factors listed below.

Prior to the first withdrawal, the primary driver of transfers to the AST Investment Grade Bond Sub-account is difference between your Account Value and your Protected Withdrawal Value. If none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, then over time the formula permits an increasing difference between the Account Value and the Protected Withdrawal Value before a transfer to the AST Investment Grade Bond Sub-account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, the smaller the difference between the Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the AST Investment Grade Bond Sub-account.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST Investment Grade Bond Sub-account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

■	The difference between your Account Value and your Protected Withdrawal Value;
■	The amount of time Spousal Highest Daily Lifetime Seven has been in effect on your Annuity;
■	The amount allocated to and the performance of the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account;
■	Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and
■	Any withdrawals you take from your Annuity (while the benefit is in effect).

Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the AST Investment Grade Bond Sub-account or to the Permitted Sub-accounts, the greater the impact performance of those investments have on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the AST Investment Grade Bond Sub-account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.

If you make additional Purchase Payments to your Annuity, they will be allocated in accordance with your Annuity. Once allocated, they will also be subject to the formula described above and therefore may be transferred to the AST Investment Grade Bond Sub-account, if dictated by the formula.

Any Account Value in the AST Investment Grade Bond Sub-account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the AST Investment Grade Bond Sub-account.

Additional Tax Considerations

If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. Please note that any withdrawal you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under “Key Feature – Protected Withdrawal Value”.

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As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Spousal Highest Daily Lifetime Seven through a non-qualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime Seven with Beneficiary Income Option.

Spousal Highest Daily Lifetime Seven with Beneficiary Income Option There was an optional death benefit feature under this benefit, the amount of which is linked to your Annual Income Amount. You may have chosen Spousal Highest Daily Lifetime Seven without also selecting the Beneficiary Income Option death benefit (“BIO”). We no longer permit elections of Spousal Highest Daily Lifetime Seven with BIO. If you terminate your Spousal Highest Daily Lifetime Seven benefit with BIO to elect any other available living benefit, you will lose all guarantees under the Spousal Highest Daily Lifetime Seven benefit with BIO, and will begin new guarantees under the newly elected benefit based on the Account Value as of the date the new benefit becomes active.

If you elected the Beneficiary Income Option death benefit, you may not elect any other optional benefit. You could elect the Beneficiary Income Option death benefit so long as each Designated Life was no older than age 75 at the time of election. This death benefit is not transferable in the event of a divorce, nor may the benefit be split in accordance with any divorce proceedings or similar instrument of separation. Since this fee is based on the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime Seven with BIO may be greater than it would have been, had it been based on the Account Value alone.

For purposes of the Beneficiary Income Option death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Spousal Highest Daily Lifetime Seven itself. Upon the first death of a Designated Life, no amount is payable under the Beneficiary Income Option death benefit. Upon the second death of a Designated Life, we identify the following amounts: (a) the amount of the base death benefit under the Annuity (b) the Protected Withdrawal Value and (c) the Annual Income Amount. If there were no withdrawals prior to the date of death, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death, and we calculate the Annual Income Amount as if there were a withdrawal on the date of death. If there were withdrawals prior to the date of death, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.

If there is one beneficiary, he/she must choose to receive either the base death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of annual payment of the Annual Income Amount – such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Thus, each beneficiary can choose to take his/her portion of either (a) the basic death benefit or (b) the Beneficiary Income Option death benefit. If chosen, for qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than December 31st of the year following the annuity owner’s date of death. For non-qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than one year after the owner’s date of death. In order to receive the Beneficiary Income Option death benefit, each beneficiary’s share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary’s death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.

Here is an example to illustrate how the death benefit may be paid:

■

Assume that (i) the basic death benefit is $50,000, the Protected Withdrawal Value is $100,000, and the Annual Income Amount is $5,000; (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.

■

Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value).

The pro-rated portion of the Annual Income Amount equal to $3,750 (i.e., the first beneficiary’s 75% share multiplied by $5,000) is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary’s 75% share of the $100,000 Protected Withdrawal Value).

The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).

If you elect to terminate Spousal Highest Daily Lifetime Seven with Beneficiary Income Option, both Spousal Highest Daily Lifetime Seven and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Spousal Highest Daily Lifetime Seven with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the “Election of and Designations under the Benefit” section, above.

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Optional 90% Cap Feature for Spousal Highest Daily Lifetime Seven

If you currently own an Annuity and have elected Spousal Highest Daily Lifetime Seven Income Benefit (including Spousal Highest Daily Lifetime Seven with Beneficiary Income Option), you can elect this feature which utilizes a new mathematical formula. The new formula is described below and will replace the “Transfer Calculation” portion of the formula currently used in connection with your benefit on a prospective basis. There is no cost to adding this feature to your Annuity. This election may only be made once and may not be revoked once elected. The new formula is found in Appendix I of this prospectus (page J-4). Only the election of the 90% cap will prevent all of your Account Value from being allocated to the AST Investment Grade Bond Portfolio Sub-account. If all of your Account Value is currently allocated to the AST Investment Grade Bond Portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect the 90% Cap feature. If you make additional Purchase Payments, they may or may not result in a transfer to or from the AST Investment Grade Bond Portfolio Sub-account.

Under the new formula, the formula will not execute a transfer to the AST Investment Grade Bond Sub-account that results in more than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account (“90% cap” or “90% Cap Rule”). Thus, on any Valuation Day, if the formula would require a transfer to the AST Investment Grade Bond Sub-account that would result in more than 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account will be transferred. Additionally, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap ). At no time will the formula make a transfer to the AST Investment Grade Bond Sub-account that results in greater than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST Investment Grade Bond Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the AST Investment Grade Bond Sub-account.

If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST Investment Grade Bond Sub-account at least until there is first a transfer out of the AST Investment Grade Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST Investment Grade Bond Sub-account, and the formula will still not transfer any of your Account Value to the AST Investment Grade Bond Sub-account (at least until there is first a transfer out of the AST Investment Grade Bond Sub-account). For example,

■

March 19, 2009 – a transfer is made that results in the 90% cap being met and now $90,000 is allocated to the AST Investment Grade Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

■

March 20, 2009 – you make an additional purchase payment of $10,000. No transfers have been made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.

■

As of March 20, 2009 (and at least until first a transfer is made out of the AST Investment Grade Bond Sub-account under the formula) – the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the AST Investment Grade Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the AST Investment Grade Bond Sub-account).

■

Once there is a transfer out of the AST Investment Grade Bond Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and may be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account as dictated by the formula. Once you elect this feature, the new transfer formula described above and set forth in Appendix I will be the formula for your Annuity.

In the event that more than ninety percent (90%) of your Account Value is allocated to the AST Investment Grade Bond Sub-account and you have elected this feature, up to ten percent (10%) of your Account Value currently allocated to the AST Investment Grade Bond Sub-account will be transferred to your Permitted Sub-accounts, such that after the transfer, 90% of your Account Value on the date of the transfer is in the AST Investment Grade Bond Sub-account. The transfer to the Permitted Sub-accounts will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amounts of such additional transfer(s) will vary. If on the date this feature is elected 100% of your Account Value is allocated to the AST Investment Grade Bond Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts. While there are no assurances that future transfers will occur, it is possible that an additional transfer(s) to the Permitted Sub-accounts could occur following the Valuation Day(s), and in some instances (based on the formula) the additional transfer(s) could be large.

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Once the 90% cap rule is met, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

Important Consideration When Electing the New Formula:

■	At any given time, some, most or none of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.
■

Please be aware that because of the way the 90% cap formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.

■

If this feature is elected, any Account Value transferred to the Permitted Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending of the performance of the Permitted Sub-accounts you select.

HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT (HD 7 Plus)

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 7 Plus benefit.

Highest Daily Lifetime 7 Plus is no longer offered for new elections. If you elected Highest Daily Lifetime 7 Plus and subsequently terminate the benefit, you may elect any available living benefit, subject to our current rules. See “Election of and Designations under the Benefit” and “Termination of Existing Benefits and Election of New Benefits” below for details. Please note that if you terminate Highest Daily Lifetime 7 Plus and elect another available living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. The income benefit under Highest Daily Lifetime 7 Plus is based on a single “designated life” who is at least 45 years old on the date that the benefit was elected. The Highest Daily Lifetime 7 Plus Benefit was not available if you elected any other optional living benefit, although you may elect any optional death benefit other than the Plus 40 life insurance rider and Highest Daily Value death benefit. As long as your Highest Daily Lifetime 7 Plus Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of the permitted investment options, see the “Investment Options” section in this prospectus.

Highest Daily Lifetime 7 Plus guarantees until the death of the single designated life (the Annuitant) the ability to withdraw an annual amount (the “Annual Income Amount”) equal to a percentage of an initial principal value (the “Protected Withdrawal Value”) regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life (“Lifetime Withdrawals”), provided that you have not made “excess withdrawals” that have resulted in your Account Value being reduced to zero. We also permit you to make a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. Highest Daily Lifetime 7 Plus may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Highest Daily Lifetime 7 Plus. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Account Value falls to zero, if you take an excess withdrawal that brings your Account Value to zero, it is possible that your Annual Income Amount could also fall to zero. In that scenario, no further amount would be payable under the Highest Daily Lifetime 7 Plus benefit.

Key Feature – Protected Withdrawal Value

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the “Periodic Value” described in the next paragraphs.

The “Periodic Value” initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the “Current Valuation Day”), the Periodic Value is equal to the greater of:

1)

the Periodic Value for the immediately preceding business day (the “Prior Valuation Day”) appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for

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successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and
2)	the Account Value.

If you have not made a Lifetime Withdrawal on or before the 10th, 20th, or 25th Anniversary of the effective date of the benefit, your Periodic Value on the 10th, 20th, or 25th Anniversary of the benefit effective date is equal to the greater of:

1)	the Periodic Value described above or,
2)	the sum of (a), (b) and (c) below (proportionally reduced for any Non-Lifetime Withdrawals):
(a)	200% (on the 10th anniversary), 400% (on the 20th anniversary) or 600% (on the 25th anniversary) of the Account Value on the effective date of the benefit;
(b)	200% (on the 10th anniversary), 400% (on the 20th anniversary) or 600% (on the 25th anniversary) of all adjusted purchase payments made within one year following the effective date of the benefit; and
(c)	all adjusted purchase payments made after one year following the effective date of the benefit.

If you elected Highest Daily Lifetime 7 Plus with Beneficiary Income Option (“BIO”) (see below), we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary of the effective date of the benefit (“Tenth Anniversary”). This means that under the Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20th and 25th Anniversary of the Benefit Effective Date.

On and after the date of your first Lifetime Withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent purchase payments, is reduced by withdrawals, including your first Lifetime Withdrawal (as described below), and may be increased if you qualify for a step-up (as described below).

Return of Principal Guarantee

If you have not made a Lifetime Withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

a)	your Account Value on the day that you elected Highest Daily Lifetime 7 Plus proportionally reduced for any Non-Lifetime Withdrawal; and
b)	the sum of each Purchase Payment proportionally reduced for any subsequent Non-Lifetime Withdrawal (including the amount of any associated Credits) you made during the one-year period after you elected the benefit.

If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the AST Investment Grade Bond Sub-account), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. Because the amount is added to Account Value, it will also be subject to each charge under your Annuity based on Account Value. This potential addition to Account Value is available only if you have elected Highest Daily Lifetime 7 Plus and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal (other than a Non-Lifetime Withdrawal) prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee. The Return of Principal Guarantee is referred to as the Guaranteed Minimum Account Value Credit in the benefit rider.

Key Feature – Annual Income Amount under the Highest Daily Lifetime 7 Plus Benefit

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the Annuitant on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 45 – less than 59  1/2, 5% for ages 59  1/2-74, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older.

Under the Highest Daily Lifetime 7 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions are based on the actual amount of the withdrawal, including any CDSC that may apply. Lifetime

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Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.

You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.

Any Purchase Payment that you make subsequent to the election of Highest Daily Lifetime 7 Plus will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credits) based on the age of the Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 45 – less than 59 1/2, 5% for ages 59 1/2-74, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credits).

If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 7 Plus benefit.

Highest Daily Auto Step-Up

An automatic step-up feature (“Highest Daily Auto Step-Up”) is part of Highest Daily Lifetime 7 Plus. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Auto Step-Up starts with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are: 4% for ages 45 – less than 59 1/2 , 5% for ages 59 1/2-74, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. All daily valuations and annual step-ups will only occur on a Valuation Day. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values that occurred on Valuation Days during the year. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime 7 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime 7 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

If you establish a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.

The Highest Daily Lifetime 7 Plus benefit does not affect your ability to make withdrawals under your Annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime 7 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years.

Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.

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Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime 7 Plus benefit or any other fees and charges. Assume the following for all three examples:

■	The Issue Date is December 1, 2008
■	The Highest Daily Lifetime 7 Plus benefit is elected on March 5, 2009
■	The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime 7 Plus benefit.

Example of dollar-for-dollar reductions

On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the Annuitant is between the ages of 59 1/2 and 74 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

Example of proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 – reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

Here is the calculation:

Account Value before Lifetime Withdrawal	$118,000.00
Less amount of “non” excess withdrawal	$3,500.00
Account Value immediately before excess withdrawal of $1,500	$114,500.00
Excess withdrawal amount	$1,500.00
Divided by Account Value immediately before excess withdrawal	$114,500.00
Ratio	1.31%
Annual Income Amount	$6,000.00
Less ratio of 1.31%	$78.60
Annual Income Amount for future Annuity Years	$5,921.40

Example of Highest Daily Auto Step-Up

On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant’s age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (including the amount of any associated Credits).

Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the designated life is between 59  1/2 and 74 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments (including the amount of any associated Credits), is higher than $5,921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

Date*	Account Value	Highest Daily Value (adjusted with withdrawal and purchase payments)**	Adjusted Annual Income Amount (5% of the Highest Daily Value)
November 25, 2009	$119,000.00	$119,000.00	$5,950.00
November 26, 2009		Thanksgiving Day
November 27, 2009	$113,000.00	$113,986.95	$5,699.35
November 30, 2009	$113,000.00	$113,986.95	$5,699.35
December 01, 2009	$119,000.00	$119,000.00	$5,950.00

*	In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.
**	In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
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The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.

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This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.

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The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year’s Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.

Non-Lifetime Withdrawal Feature

You may take a one-time non-lifetime withdrawal (“Non-Lifetime Withdrawal”) under Highest Daily Lifetime 7 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity’s Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see “Access to Account Value – Can I Surrender My Annuity for Its Value?”). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Highest Daily Lifetime 7 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Highest Daily Lifetime 7 Plus benefit. If you don’t elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect to take the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value and the Return of Principal guarantee. It will also proportionally reduce the Periodic Value guarantees on the tenth, twentieth and twenty-fifth anniversaries of the benefit effective date (see description in “Key Feature – Protected Withdrawal Value,” above). It will reduce all three by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.

Example – Non-Lifetime Withdrawal (proportional reduction)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

Assume the following:

■	The Issue Date is December 1, 2008
■	The Highest Daily Lifetime 7 Plus benefit is elected on March 5, 2009
■	The Account Value at benefit election was $105,000
■	The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime 7 Plus benefit.
■	No previous withdrawals have been taken under the Highest Daily Lifetime 7 Plus benefit.

On May 2, 2009, the Protected Withdrawal Value is $125,000, the 10th benefit year minimum Periodic Value guarantee is $210,000, the 10th benefit year Return of Principal guarantee is $105,000, the 20th benefit year minimum Periodic Value guarantee is $420,000, the 25th benefit year minimum Periodic Value guarantee is $630,000 and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on May 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Highest Daily Lifetime 7 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

Here is the calculation:

Withdrawal Amount divided by	$15,000
Account Value before withdrawal	$120,000
Equals ratio	12.5%
All guarantees will be reduced by the above ratio (12.5%)
Protected Withdrawal Value	$109,375
10th benefit year Return of Principal	$91,875
10th benefit year Minimum Periodic Value	$183,750
20th benefit year Minimum Periodic Value	$367,500
25th benefit year Minimum Periodic Value	$551,250

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Required Minimum Distributions

Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amount will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution is greater than the Annual Income Amount. Any withdrawal you take that exceeds the Annual Income Amount in Annuity Years that your required minimum distribution amount is not greater than the Annual Income Amount will be treated as an Excess Withdrawal under the benefit. If your required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered an excess withdrawal. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar by dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as an excess withdrawal.

Example – Required Minimum Distributions

The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.

Annual Income Amount = $5,000

Remaining Annual Income Amount = $3,000

Required Minimum Distribution = $6,000

The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000. ($3,000 + ($6,000 – $5,000) = $4,000).

If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all of the guarantees associated with the Highest Daily Lifetime 7 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000), without being treated as an Excess Withdrawal is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.

Benefits Under Highest Daily Lifetime 7 Plus

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To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount or as a result of the fee that we assess for Highest Daily Lifetime 7 Plus, and amounts are still payable under Highest Daily Lifetime 7 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. If you have not begun taking Lifetime Withdrawals and your Account Value is reduced to zero as a result of the fee we assess for Highest Daily Lifetime 7 Plus, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the Account Value was reduced to zero and Lifetime Withdrawals will begin on the next Annuity anniversary. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in these scenarios, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Highest Daily Lifetime 7 Plus benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the Designated Life.

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If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any Annuity option available; or
(2)	request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. If this option is elected, the Annual Income Amount will not increase after annuity payments have begun. We will make payments until the death of the single Designated Life. We must receive your request in a form acceptable to us at our office.

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In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

(1)	the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and
(2)	the Account Value.

■	If no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.
■	Please note that payments that we make under this benefit after the Annuity Anniversary coinciding with or next following the annuitant’s 95th birthday will be treated as annuity payments.

Other Important Considerations

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Withdrawals under the Highest Daily Lifetime 7 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount.

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Withdrawals made while the Highest Daily Lifetime 7 Plus Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro-rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA Fixed Rate Options (if you are participating in the 6 or 12 Month DCA Program). Withdrawals from the DCA Fixed Rate Options will be taken on a last-in, first-out basis.

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You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime 7 Plus benefit. The Highest Daily Lifetime 7 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to our rules regarding time and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

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You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

■	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.
■	Upon inception of the benefit, and to maintain the benefit, 100% of your Account Value must have been allocated to the Permitted Sub-accounts.
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You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (see description below) if you elect this benefit. A summary description of the AST Investment Grade Bond Portfolio appears within the prospectus section entitled “What Are The Investment Objectives and Policies of The Portfolios?”. You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

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Transfers to and from the elected Sub-accounts and the AST Investment Grade Bond Portfolio Sub-account triggered by the Highest Daily Lifetime 7 Plus mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

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You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Highest Daily Lifetime 7 Plus benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfer of Account Value and allocation of additional purchase payments may be subject to new investment limitations.

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The maximum charge for Highest Daily Lifetime 7 Plus is 1.50% annually of the greater of Account Value and the Protected Withdrawal Value (PWV). The current charge is 0.75% annually of the greater of Account Value and the Protected Withdrawal Value. We deduct this fee on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.1875% of the greater of the prior day’s Account Value or the prior day’s Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Portfolio Sub-account and from the DCA Fixed Rate Option (if applicable). Since this fee is based on the greater of the Account Value or the Protected Withdrawal Value, the fee for Highest Daily Lifetime 7 Plus may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the Account Value at the benefit quarter, we will charge the remainder of the Account Value for the benefit and continue the benefit as described above. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

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The Basic Death Benefit will terminate if withdrawals taken under Highest Daily Lifetime 7 Plus cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under Highest Daily Lifetime 7 Plus cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

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Election of and Designations Under the Benefit

We no longer permit new elections of Highest Daily Lifetime 7 Plus. For Highest Daily Lifetime 7 Plus, there must have been either a single Owner who is the same as the Annuitant, or if the Annuity is entity owned, there must have been a single natural person Annuitant. In either case, the Annuitant must have been at least 45 years old.

Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime 7 Plus. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime 7 Plus, except if (a) the new Owner has the same taxpayer identification number as the previous owner, (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or (c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines.

Please note that if you terminate a living benefit such as Highest Daily Lifetime 7 Plus and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. We reserve the right to waive, change and/or further limit the election frequency in the future.

Termination of the Benefit

You may terminate Highest Daily Lifetime 7 Plus at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates: (i) upon your termination of the benefit, (ii) upon your surrender of the Annuity, (iii) upon your election to begin receiving annuity payments (although if you have elected to receive the Annual Income Amount in the form of Annuity payments, we will continue to pay the Annual Income Amount), (iv) upon our receipt of due proof of the death of the Annuitant, (v) if both the Account Value and Annual Income Amount equal zero, or (vi) if you cease to meet our requirements as described in “Election of and Designations under the Benefit”.

Upon termination of Highest Daily Lifetime 7 Plus other than upon the death of the Annuitant, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options).

If a surviving spouse elects to continue the Annuity, the Highest Daily Lifetime 7 Plus benefit terminates. The spouse may elect the benefit subject to the restrictions discussed above.

How Highest Daily Lifetime 7 Plus Transfers Account Value between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account

As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you elect Highest Daily Lifetime 7 Plus. For purposes of this benefit, we refer to those permitted investment options as the “Permitted Sub-accounts”. If your annuity was issued on or after May 1, 2009 (subject to regulatory approval), you may also choose to allocate purchase payments while this program is in effect to DCA Fixed Rate Options utilized with our 6 or 12 Month Dollar Cost Averaging Program (“6 or 12 Month DCA Program”). If you are participating in Highest Daily Lifetime 7 Plus and also are participating in the 6 or 12 Month DCA Program, and the formula under the benefit dictates a transfer from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account, then the amount to be transferred will be taken entirely from the Sub-accounts, provided there is sufficient Account Value in those Sub-accounts to meet the required transfer amount. Only if there is insufficient Account Value in those Sub-accounts will an amount be withdrawn from the DCA Fixed Rate Options. Amounts withdrawn from the DCA Fixed Rate Options under the formula will be taken on a last-in, first-out basis. For purposes of the discussion below concerning transfers from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account, amounts held within the DCA Fixed Rate Options are included within the term “Permitted Sub-Accounts”. Thus, amounts may be transferred from the DCA Fixed Rate Options in the circumstances described above and in the section of this prospectus entitled 6 or 12 Month Dollar Cost Averaging Program. Any transfer dictated by the formula out of the AST Investment Grade Bond Sub-account will be transferred to the Permitted Sub-accounts, not including the DCA Fixed Rate Options.

An integral part of Highest Daily Lifetime 7 Plus is the pre-determined mathematical formula used to transfer Account Value between the Permitted Sub-Accounts and a specified bond fund within the Advanced Series Trust (the “AST Investment Grade Bond Sub-Account”). The AST Investment Grade Bond Sub-account is available only with this benefit, and thus you may not allocate purchase payments to or make transfers to or from the AST Investment Grade Bond Sub-account. The formula monitors your Account Value daily and, if dictated by the formula, systematically transfers amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account. The formula is set forth in Appendix J.

Speaking generally, the formula, which is applied each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. Note that 5% is used in the formula, irrespective of the Annuitant’s attained age. Then it produces an estimate of the total amount targeted in

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our allocation model, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the “Target Value” or “L”. If you have already made a withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent purchase payments (and associated purchase credits), and any excess withdrawals. Next, the formula subtracts from the Target Value the amount held within the AST Investment Grade Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts including any amounts allocated to DCA Fixed Rate Options. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the AST Investment Grade Bond Sub-account, is called the “Target Ratio” or “r”. If, on each of three consecutive Valuation Days, the Target Ratio is greater than 83% but less than or equal to 84.5%, the formula will, on such third Valuation Day, make a transfer from the Permitted Sub-accounts in which you are invested (subject to the 90% cap feature) to the AST Investment Grade Bond Sub-account. As discussed above, if all or a portion of your Account Value is allocated to one or more DCA Fixed Rate Options at the time a transfer to the AST Investment Grade Bond Sub-account is required under the formula, we will first look to process the transfer from the Permitted Sub-accounts. If the amount allocated to the Permitted Sub-accounts is insufficient to satisfy the transfer, then any remaining amounts will be transferred from the DCA Fixed Rate Options on a “last-in, first-out” basis. Once a transfer is made, the three consecutive Valuation Days begin again. If, however, on any Valuation Day, the Target Ratio is above 84.5%, it will make a transfer from the Permitted Sub-accounts (subject to the 90% cap) to the AST Investment Grade Bond Sub-account (as described above). If the Target Ratio falls below 78% on any Valuation Day, then a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts will occur.

The formula will not execute a transfer to the AST Investment Grade Bond Sub-account that results in more than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account (“90% cap”). Thus, on any Valuation Day, if the formula would require a transfer to the AST Investment Grade Bond Sub-account that would result in more than 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account will be transferred. Additionally, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST Investment Grade Bond Sub-account that results in greater than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST Investment Grade Bond Sub-account and your allocations in the permitted sub-accounts you have selected, your Account Value could be more than 90% invested in the AST Investment Grade Bond Sub-account.

If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST Investment Grade Bond Sub-account at least until there is first a transfer out of the AST Investment Grade Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST Investment Grade Bond Sub-account, and the formula will still not transfer any of your Account Value to the AST Investment Grade Bond Sub-account (at least until there is first a transfer out of the AST Investment Grade Bond Sub-account). For example,

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March 19, 2009 – a transfer is made to the AST Investment Grade Bond Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST Investment Grade Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

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March 20, 2009 – you make an additional purchase payment of $10,000. No transfers have been made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.

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On March 20, 2009 (and at least until first a transfer is made out of the AST Investment Grade Bond Sub-account under the formula) – the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST Investment Grade Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the AST Investment Grade Bond Sub-account).

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Once there is a transfer out of the AST Investment Grade Bond Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account as dictated by the formula.

As you can glean from the formula, poor or flat investment performance of your Account Value may result in a transfer of a portion of your Account Value in the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account because such poor investment performance will tend to increase the Target Ratio. Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account so that the Target Ratio

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meets a target, which currently is equal to 80%. Once you elect Highest Daily Lifetime 7 Plus, the values we use to compare to the Target Ratio will be fixed.

Additionally, on each monthly Annuity Anniversary (if the monthly Annuity Anniversary does not fall on a Valuation Day, the next Valuation Day will be used), following all of the above described daily calculations, a transfer may be made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts. Any such transfer will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options). This transfer will automatically occur provided that the Target Ratio, as described above, would be less than 83% after the transfer. The formula will not execute a transfer if the Target Ratio after this transfer would occur would be greater than or equal to 83%.

The amount of the transfer will be equal to the lesser of:

a)	The total value of all your Account Value in the AST Investment Grade Bond Sub-account, or
b)	An amount equal to 5% of your total Account Value.

While you are not notified when your Annuity reaches a transfer trigger under the formula, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the AST Investment Grade Bond Sub-account. The formula by which the transfer operates is designed primarily to mitigate some of the financial risks that we incur in providing the guarantee under Highest Daily Lifetime 7 Plus. Depending on the results of the calculations of the formula, we may, on any Valuation Day:

■	Not make any transfer between the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account; or
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If a portion of your Account Value was previously allocated to the AST Investment Grade Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options); or

■	Transfer a portion of your Account Value in the Permitted Sub-accounts pro rata to the AST Investment Grade Bond Sub-account.

At any given time, some, most or none of your Account Value will be allocated to the AST Investment Grade Bond Sub-account, as dictated by the formula.

Prior to the first Lifetime Withdrawal, the primary driver of transfers to the AST Investment Grade Bond Sub-account is difference between your Account Value and your Protected Withdrawal Value. If none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, then over time the formula permits an increasing difference between the Account Value and the Protected Withdrawal Value before a transfer to the AST Investment Grade Bond Sub-account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, the smaller the difference between the Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the AST Investment Grade Bond Sub-account.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST Investment Grade Bond Sub-account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

■	The difference between your Account Value and your Protected Withdrawal Value;
■	The amount of time Highest Daily Lifetime 7 Plus has been in effect on your Annuity;
■	The amount allocated to and the performance of the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account;
■	Any additional Purchase Payments you make to your Annuity (while the benefit is in effect) and;
■	Any withdrawals you take from your Annuity (while the benefit is in effect).

Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the AST Investment Grade Bond Sub-account or to the Permitted Sub-accounts, the greater the impact performance of those investments have on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the AST Investment Grade Bond Sub-account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.

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If you make additional Purchase Payments to your Annuity, they will be allocated in accordance with your Annuity. Once allocated, they will also be subject to the formula described above and therefore may be transferred to the AST Investment Grade Bond Sub-account, if dictated by the formula and subject to the 90% cap feature.

Any Account Value in the AST Investment Grade Bond Sub-account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the AST Investment Grade Bond Sub-account.

Additional Tax Considerations

If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts. Please note that any withdrawal (except the Non-Lifetime Withdrawal) you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under “Key Feature – Protected Withdrawal Value”.

As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Highest Daily Lifetime 7 Plus through a non-qualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note all Non-Lifetime Withdrawal provisions will apply.

Highest Daily Lifetime 7 Plus with Beneficiary Income Option

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 7 Plus with Beneficiary Income Option.

We previously offered an optional death benefit feature under Highest Daily Lifetime 7 Plus, the amount of which is linked to your Annual Income Amount. We refer to this optional death benefit as the Beneficiary Income Option or BIO. Highest Daily Lifetime 7 Plus with BIO is no longer available for new elections. Please note that if you terminate Highest Daily Lifetime 7 Plus with BIO and elect any other available living benefit you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. As long as your Highest Daily Lifetime 7 Plus with Beneficiary Income Option is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. This benefit could be elected, provided that all owners and beneficiaries are natural persons or an agent acting for a natural person.

If you elected this death benefit, you could not elect any other optional benefit. You could have elected the Beneficiary Income Option death benefit so long as the Annuitant is no older than age 75 at the time of election and meet the Highest Daily Lifetime 7 Plus age requirements. For purposes of this optional death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Highest Daily Lifetime 7 Plus itself. However, we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary Date. This means that under the Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20th and 25th Anniversary of the Benefit Effective Date. If you choose the Highest Daily Lifetime 7 Plus with BIO, the maximum charge is 2.00% of the greater of Account Value and the Protected Withdrawal Value (“PWV”) annually. The current charge is 1.10% annually of the greater of the Account Value and the PWV. We deduct this charge on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.275% of the greater of the prior day’s Account Value or the prior day’s Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Sub-account and from the DCA Fixed Rate Option (if applicable). Because the fee for this benefit is based on the greater of the Account Value or the Protected Withdrawal Value, the fee for Highest Daily Lifetime 7 Plus with the Beneficiary Income Option may be greater than it would have been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero and, continue the benefit as described below.

Upon a death that triggers payment of a death benefit under the Annuity, we identify the following amounts: (a) the amount of the basic death benefit under the Annuity, (b) the Protected Withdrawal Value, and (c) the Annual Income Amount. If there were no Lifetime Withdrawals prior to the date of death, then we calculate the Protected Withdrawal Value for purposes of this death benefit

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as of the date of death, and we calculate the Annual Income Amount as if there were a withdrawal on the date of death. If there were Lifetime Withdrawals prior to the date of death, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.

If there is one beneficiary, he/she must choose to receive either the basic death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of periodic payments of the Annual Income Amount – such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Each beneficiary can choose to take his/her portion of either (a) the basic death benefit, or (b) the Beneficiary Income Option death benefit. If chosen, for qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than December 31st of the year following the annuity owner’s date of death. For non-qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than one year after the owner’s date of death. In order to receive the Beneficiary Income Option death benefit, each beneficiary’s share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary’s death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.

Here is an example to illustrate how the death benefit may be paid:

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Assume that (i) the basic death benefit is $50,000, the Protected Withdrawal Value is $100,000, and the Annual Income Amount is $5,000; (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.

■

Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value). The pro-rated portion of the Annual Income Amount, equal to $3,750 annually (i.e., the first beneficiary’s 75% share multiplied by $5,000), is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary’s 75% share of the $100,000 Protected Withdrawal Value). The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).

If you elect to terminate Highest Daily Lifetime 7 Plus with Beneficiary Income Option, both Highest Daily Lifetime 7 Plus and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Highest Daily Lifetime 7 Plus with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the “Election of and Designations under the Benefit” section above.

Highest Daily Lifetime 7 Plus with Lifetime Income AcceleratorSm

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator.

In the past, we offered a version of Highest Daily Lifetime 7 Plus called Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator (“Highest Daily Lifetime 7 Plus with LIA”). You could choose Highest Daily Lifetime 7 Plus with or without also electing LIA, however you could not elect LIA without Highest Daily Lifetime 7 Plus and you could elect the LIA benefit at the time you elect Highest Daily Lifetime 7 Plus. Please note that if you terminate Highest Daily Lifetime 7 Plus with LIA and elect any other available living benefit you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. If you elected this benefit, you may not have elected any other optional benefit. As long as your Highest Daily Lifetime 7 Plus with LIA benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. The income benefit under Highest Daily Lifetime 7 Plus with LIA was based on a single “designated life” who was between the ages of 45 and 75 on the date that the benefit is elected. All terms and conditions of Highest Daily Lifetime 7 Plus apply to this version of the benefit, except as described herein.

Highest Daily Lifetime 7 Plus with LIA is not long-term care insurance and should not be purchased as a substitute for long-term care insurance. The income you receive through the Lifetime Income Accelerator may be used for any purpose, and it may or may not be sufficient to address expenses you may incur for long-term care. You should seek professional advice to determine your financial needs for long-term care.

Highest Daily Lifetime 7 Plus with LIA guarantees, until the death of the single designated life, the ability to withdraw an amount equal to double the Annual Income Amount (which we refer to as the “LIA Amount”) if you meet the conditions set forth below. If you choose the Highest Daily Lifetime 7 Plus with LIA, the maximum charge is 2.00% of the greater of Account Value and the Protected Withdrawal Value (“PWV”) annually. The current charge is 1.10% annually of the greater of Account Value and the PWV. We deduct this charge on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.275% of the greater of the prior day’s Account Value, or the prior day’s Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the

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Sub-accounts including the AST Investment Grade Bond Sub-account and the DCA Fixed Rate Option (if applicable). Since this fee is based on the greater of Account Value or the Protected Withdrawal Value, the fee for Highest Daily Lifetime 7 Plus with LIA may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described below.

If this benefit is being elected on an Annuity held as a 403(b) plan, then in addition to meeting the eligibility requirements listed below for the LIA Amount you must separately qualify for distributions from the 403(b) plan itself.

Eligibility Requirements for LIA Amount. Both a waiting period of 36 months from the benefit effective date, and an elimination period of 120 days from the date of notification that one or both of the requirements described immediately below have been met, apply before you can become eligible for the LIA Amount. Assuming the 36 month waiting period has been met and we have received the notification referenced in the immediately preceding sentence, the LIA amount would be available for withdrawal on the Valuation Day immediately after the 120th day. The waiting period and the elimination period may run concurrently. In addition to satisfying the waiting and elimination period, at least one of the following requirements (“LIA conditions”) must be met.

(1)	The designated life is confined to a qualified nursing facility. A qualified nursing facility is a facility operated pursuant to law or any state licensed facility providing medically necessary in-patient care which is prescribed by a licensed physician in writing and based on physical limitations which prohibit daily living in a non-institutional setting.
(2)	The designated life is unable to perform two or more basic abilities of caring for oneself or “activities of daily living.” We define these basic abilities as:

i.	Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.
ii.	Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.
iii.	Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower.
iv.	Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.
v.	Transferring: Moving into or out of a bed, chair or wheelchair.
vi.	Continence: Maintaining control of bowel or bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform personal hygiene (including caring for catheter or colostomy bag).

You must notify us when the LIA conditions have been met. If, when we receive such notification, there are more than 120 days remaining until the end of the waiting period described above, you will not be eligible for the LIA Amount. If there are 120 days or less remaining until the end of the waiting period when we receive notification that the LIA conditions are met, we will determine eligibility for the LIA Amount through our then current administrative process, which may include, but is not limited to, documentation verifying the LIA conditions and/or an assessment by a third party of our choice. Such assessment may be in person and we will assume any costs associated with the aforementioned assessment. Once eligibility is determined, the LIA Amount is equal to double the Annual Income Amount as described above under the Highest Daily Lifetime 7 Plus benefit.

Additionally, once eligibility is determined, we will reassess your eligibility on an annual basis although your LIA benefit for the year that immediately precedes our reassessment will not be affected if it is determined that you are no longer eligible. Your first reassessment may occur in the same year as your initial assessment. If we determine that you are no longer eligible to receive the LIA Amount, the Annual Income Amount would replace the LIA Amount on the next Annuity Anniversary (the “ineligibility effective date”). However, 1) if you were receiving income through a systematic withdrawal program that was based on your LIA Amount; 2) you subsequently become ineligible to receive your LIA Amount, and 3) we do not receive new withdrawal instructions from you prior to the ineligibility effective date, we will cancel such systematic withdrawal program on the ineligibility effective date. You will be notified of your subsequent ineligibility and the date systematic withdrawal payments will stop before either occur. If any existing systematic withdrawal program is canceled, you must enroll in a new systematic withdrawal program if you wish to receive income on a systematic basis. You may establish a new or make changes to any existing systematic withdrawal program at any time by contacting our Annuity Service Office. All “Excess Income” conditions described above in “Key Feature – Annual Income Amount under the Highest Daily Lifetime 7 Plus Benefit” would apply. There is no limit on the number of times you can become eligible for the LIA Amount, however, each time would require the completion of the 120-day elimination period, notification that the designated life meets the LIA conditions, and determination, through our then current administrative process, that you are eligible for the LIA Amount, each as described above.

LIA Amount at the First Lifetime Withdrawal.

If your first Lifetime Withdrawal subsequent to election of Highest Daily Lifetime 7 Plus with LIA occurs while you are eligible for the LIA Amount, the available LIA Amount is equal to double the Annual Income Amount.

LIA Amount After the First Lifetime Withdrawal.

If you become eligible for the LIA Amount after you have taken your first Lifetime Withdrawal, the available LIA amount for the current and subsequent Annuity Years is equal to double the then current Annual Income Amount, however the available LIA amount

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in the current Annuity Year is reduced by any Lifetime Withdrawals that have been taken in the current Annuity Year. Cumulative Lifetime Withdrawals in an Annuity Year which are less than or equal to the LIA Amount (when eligible for the LIA amount) will not reduce your LIA Amount in subsequent Annuity Years, but any such withdrawals will reduce the LIA Amount on a dollar-for-dollar basis in that Annuity Year.

Withdrawals in Excess of the LIA Amount.

If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the LIA Amount when you are eligible (“Excess Withdrawal”), your LIA Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the excess portion of the withdrawal to the Account Value immediately prior to the Excess Withdrawal. Reductions include the actual amount of the withdrawal, including any CDSC that may apply. Withdrawals of any amount (excluding the Non-Lifetime Withdrawal) up to and including the LIA Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Excess Withdrawals will reduce the Protected Withdrawal Value by the same ratio as the reduction to the LIA Amount. Any withdrawals that are less than or equal to the LIA amount (when eligible) but in excess of the free withdrawal amount available under this Annuity will not incur a CDSC.

Withdrawals are not required. However, subsequent to the first Lifetime Withdrawal, the LIA Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the LIA Amount.

Purchase Payments. If you are eligible for the LIA Amount as described under “Eligibility Requirements for LIA Amount” and you make an additional Purchase Payment, we will increase your LIA Amount by double the amount we add to your Annual Income Amount.

Step Ups. If your Annual Income Amount is stepped up, your LIA Amount will be stepped up to equal double the stepped up Annual Income Amount.

Guarantee Payments. If your Account Value is reduced to zero as a result of cumulative withdrawals that are equal to or less than the LIA Amount when you are eligible, or as a result of the fee that we assess for Highest Daily Lifetime 7 Plus with LIA, and there is still a LIA Amount available, we will make an additional payment for that Annuity Year equal to the remaining LIA Amount. If you have not begun taking Lifetime Withdrawals and your Account Value is reduced to zero as a result of the fee we assess for Highest Daily Lifetime 7 Plus with LIA, we will calculate the Annual Income Amount and any LIA amount if you are eligible, as if you made your first Lifetime Withdrawal on the date the Account Value was reduced to zero and Lifetime Withdrawals will begin on the next Annuity Anniversary. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in these scenarios, the remaining LIA Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the LIA Amount as described in this section. We will make payments until the death of the single designated life. Should the designated life no longer qualify for the LIA amount (as described under “Eligibility Requirements for LIA Amount” above), the Annual Income Amount would continue to be available. Subsequent eligibility for the LIA Amount would require the completion of the 120 day elimination period as well as meeting the LIA conditions listed above under “Eligibility Requirements for LIA Amount”. To the extent that cumulative withdrawals in the current Annuity Year that reduce your Account Value to zero are more than the LIA Amount (except in the case of required minimum distributions), Highest Daily Lifetime 7 Plus with LIA terminates, and no additional payments are permitted.

Annuity Options. In addition to the Highest Daily Lifetime 7 Plus Annuity Options described above, after the Tenth Anniversary you may also request that we make annuity payments each year equal to the Annual Income Amount. In any year that you are eligible for the LIA Amount, we make annuity payments equal to the LIA Amount. If you would receive a greater payment by applying your Account Value to receive payments for life under your Annuity, we will pay the greater amount. Annuitization prior to the Tenth Anniversary will forfeit any present or future LIA amounts. We will continue to make payments until the death of the Designated Life. If this option is elected, the Annual Income Amount and LIA Amount will not increase after annuity payments have begun.

If you elect Highest Daily Lifetime 7 Plus with LIA, and never meet the eligibility requirements you will not receive any additional payments based on the LIA Amount.

SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT (SHD7 Plus)

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime 7 Plus benefit.

Spousal Highest Daily Lifetime 7 Plus is the spousal version of Highest Daily Lifetime 7 Plus. We no longer offer Spousal Highest Daily Lifetime 7 Plus. If you elected Spousal Highest Daily Lifetime 7 Plus and subsequently terminate the benefit, you may elect another available living benefit, subject to our current rules. See “Termination of Existing Benefits and Election New Benefits”. Please note that if you terminate Spousal Highest Daily Lifetime 7 Plus and elect another benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. Spousal Highest Daily Lifetime 7 Plus could have been elected based on two Designated Lives,

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as described below. The youngest Designated Life must have been at least 50 years old and the oldest Designated Life must have been at least 55 years old when the benefit was elected. Spousal Highest Daily Lifetime 7 Plus is not available if you elected any other optional benefit. As long as your Spousal Highest Daily Lifetime 7 Plus Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of permitted investment options, see the “Investment Options” section in this prospectus.

We previously offered a benefit that guarantees until the later death of two natural persons who are each other’s spouses at the time of election of the benefit and at the first death of one of them (the “Designated Lives”, and each, a “Designated Life”) the ability to withdraw an annual amount (the “Annual Income Amount”) equal to a percentage of an initial principal value (the “Protected Withdrawal Value”) regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the lives of the Designated Lives (“Lifetime Withdrawals”) provided you have not made “excess withdrawals” that have resulted in your Account Value being reduced to zero. We also permit a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Highest Daily Lifetime 7 Plus benefit after the death of the first spouse. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Spousal Highest Daily Lifetime 7 Plus. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Account Value falls to zero, if you take an excess withdrawal that brings your Account Value to zero, it is possible that your Annual Income Amount could also fall to zero. In that scenario, no further amount would be payable under Spousal Highest Daily Lifetime 7 Plus.

Key Feature – Protected Withdrawal Value

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the “Periodic Value” described in the next paragraph.

The “Periodic Value” initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the “Current Valuation Day”), the Periodic Value is equal to the greater of:

(1)	the Periodic Value for the immediately preceding business day (the “Prior Valuation Day”) appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and
(2)	the Account Value.

If you have not made a Lifetime Withdrawal on or before the 10th, 20th, or 25th Anniversary of the effective date of the benefit, your Periodic Value on the 10th, 20th, or 25th Anniversary of the benefit effective date is equal to the greater of:

(1)	the Periodic Value described above or,
(2)	the sum of (a), (b) and (c) (proportionally reduced for any Non-Lifetime Withdrawal):

(a)	200% (on the 10th anniversary), 400% (on the 20th anniversary) or 600% (on the 25th anniversary) of the Account Value on the effective date of the benefit;
(b)	200% (on the 10th anniversary), 400% (on the 20th anniversary) or 600% (on the 25th anniversary) of all adjusted purchase payments made within one year following the effective date of the benefit; and
(c)	All adjusted purchase payments made after one year following the effective date of the benefit.

If you elect Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option (“BIO”) (see below), we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary of the effective date of the benefit (“Tenth Anniversary”). This means that under the Spousal Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20th and 25th Anniversary of the Benefit Effective Date.

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On and after the date of your first Lifetime Withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent purchase payments, is reduced by withdrawals, including your first Lifetime Withdrawal (as described below), and may be increased if you qualify for a step-up (as described below).

Return of Principal Guarantee

If you have not made a Lifetime Withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

a)	your Account Value on the day that you elected Spousal Highest Daily Lifetime 7 Plus proportionally reduced for any Non-Lifetime Withdrawal; and
b)	the sum of each Purchase Payment proportionally reduced for any subsequent Non-Lifetime Withdrawal (including the amount of any associated Credits) you made during the one-year period after you elected the benefit.

If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the AST Investment Grade Bond Sub-account used with this benefit), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. Because the amount is added to your Account Value, it will also be subject to each charge under your Annuity based on Account Value. This potential addition to Account Value is available only if you have elected Spousal Highest Daily Lifetime 7 Plus and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal, including a required minimum distribution, (other than a Non-Lifetime Withdrawal) prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee. The Return of Principal Guarantee is referred to as the Guaranteed Minimum Account Value Credit in the benefit rider.

Key Feature – Annual Income Amount under the Spousal Highest Daily Lifetime 7 Plus Benefit

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the youngest Designated Life on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 50 – less than 59 1/2, 5% for ages 59 1/2-79, 6% for ages 80 to 84, 7% for ages 85 to 89, and 8% for ages 90 and older. We use the age of the youngest Designated Life even if that Designated Life is no longer a participant under the Annuity due to death or divorce.

Under the Spousal Highest Daily Lifetime 7 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount for any Annuity Year (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions are based on the actual amount of the withdrawal, including any CDSC that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.

You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.

Any Purchase Payment that you make subsequent to the election of Spousal Highest Daily Lifetime 7 Plus will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credit) based on the age of the younger Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 50 – less than 59 1/2, 5% for ages 59 1/2-79, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older), and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credit).

If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state

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law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime 7 Plus benefit.

Highest Daily Auto Step-Up

An automatic step-up feature (“Highest Daily Auto Step-Up”) is part of this benefit. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Step-Up starts with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the youngest Designated Life on the Annuity Anniversary as of which the step-up would occur. The percentages are 4% for ages 50 – less than 59 1/2, 5% for ages 59 1/2-79, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary by performing a similar examination of the Account Values that occurred on Valuation Days during the year. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime 7 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime 7 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

If you establish a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.

The Spousal Highest Daily Lifetime 7 Plus benefit does not affect your ability to make withdrawals under your Annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime 7 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.

Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime 7 Plus benefit or any other fees and charges. Assume the following for all three examples:

■	The Issue Date is December 1, 2008
■	The Spousal Highest Daily Lifetime 7 Plus benefit is elected on March 5, 2009
■	The younger Designated Life was 70 years old when he/she elected the Spousal Highest Daily Lifetime 7 Plus benefit.

Example of dollar-for-dollar reductions

On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the youngest designated life is between the ages of 59  1/2 and 79 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

Example of proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 – reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

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Here is the calculation:

Account Value before Lifetime Withdrawal	$118,000.00
Less amount of “non” excess withdrawal	$3,500.00
Account Value immediately before excess withdrawal of $1,500	$114,500.00
Excess withdrawal amount	$1,500.00
Divided by Account Value immediately before excess withdrawal	$114,500.00
Ratio	1.31%
Annual Income Amount	$6,000.00
Less ratio of 1.31%	$78.60
Annual Income Amount for future Annuity Years	$5,921.40

Example of Highest Daily Auto Step-Up

On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the youngest Designated Life’s age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (including the amount of any associated Credits).

Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the youngest Designated Life is between 59 1/2 and 79 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments (including credits), is higher than $5921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

Date*	Account value	Highest Daily Value (adjusted with withdrawal and purchase payments)**	Adjusted Annual Income Amount (5% of the Highest Daily Value)
November 25, 2009	$119,000.00	$119,000.00	$5,950.00
November 26, 2009		Thanksgiving Day
November 27, 2009	$113,000.00	$113,986.95	$5,699.35
November 30, 2009	$113,000.00	$113,986.95	$5,699.35
December 01, 2009	$119,000.00	$119,000.00	$5,950.00

*	In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.
**	In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
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The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.

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This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.

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The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year’s Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.

Non-Lifetime Withdrawal Feature

You may take a one-time non-lifetime withdrawal (“Non-Lifetime Withdrawal”) under Spousal Highest Daily Lifetime 7 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity’s Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see “Access to Account Value – Can I Surrender My Annuity for Its Value?”). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Spousal Highest Daily Lifetime 7 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Spousal Highest Daily Lifetime 7 Plus benefit. If you don’t elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.

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The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value and the Return of Principal guarantee. It will also proportionally reduce the Periodic Value guarantees on the tenth, twentieth and twenty-fifth anniversaries of the benefit effective date (see description in “Key Feature – Protected Withdrawal Value,” above). It will reduce all three by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the time of the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.

Example – Non-Lifetime Withdrawal (proportional reduction)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

Assume the following:

■	The Issue Date is December 1, 2008
■	The Spousal Highest Daily Lifetime 7 Plus benefit is elected on March 5, 2009
■	The Account Value at benefit election was $105,000
■	The younger Designated Life was 70 years old when he/she elected the Spousal Highest Daily Lifetime 7 Plus benefit
■	No previous withdrawals have been taken under the Spousal Highest Daily Lifetime 7 Plus benefit

On May 2, 2009, the Protected Withdrawal Value is $125,000, the 10th benefit year minimum Periodic Value guarantee is $210,000, the 10th benefit year Return of Principal guarantee is $105,000, the 20th benefit year minimum Periodic Value guarantee is $420,000, the 25th benefit year minimum Periodic Value guarantee is $630,000 and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on May 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Spousal Highest Daily Lifetime 7 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

Here is the calculation:

Withdrawal Amount divided by	$15,000
Account Value before withdrawal	$120,000
Equals ratio	12.5%
All guarantees will be reduced by the above ratio (12.5%)
Protected Withdrawal Value	$109,375
10th benefit year Return of Principal	$91,875
10th benefit year Minimum Periodic Value	$183,750
20th benefit year Minimum Periodic Value	$367,500
25th benefit year Minimum Periodic Value	$551,250

Required Minimum Distributions

Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Any withdrawal you take that exceeds the Annual Income Amount in Annuity Years that your required minimum distribution amount is not greater than the Annual Income Amount will be treated as an Excess Withdrawal under the benefit. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered an excess withdrawal. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar for dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as an excess withdrawal.

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Example – Required Minimum Distributions

The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.

Annual Income Amount = $5,000

Remaining Annual Income Amount = $3,000

Required Minimum Distribution = $6,000

The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000. ($3,000 + ($6,000 – $5,000) = $4,000).

If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all guarantees associated with the Spousal Highest Daily Lifetime 7 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000) without being treated as an Excess Withdrawal is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.

Benefits Under Spousal Highest Daily Lifetime 7 Plus

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To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are equal to or less than the Annual Income Amount or as a result of the fee that we assess for Spousal Highest Daily Lifetime 7 Plus, and amounts are still payable under Spousal Highest Daily Lifetime 7 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. If you have not begun taking Lifetime Withdrawals and your Account Value is reduced to zero as a result of the fee we assess for Spousal Highest Daily Lifetime 7 Plus, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the Account Value was reduced to zero and Lifetime Withdrawals will begin on the next Annuity Anniversary. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in these scenarios, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Highest Daily Lifetime 7 Plus benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution under the Annuity the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the second Designated Life provided the Designated lives were spouses at the death of the first Designated Life.

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If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any Annuity option available; or
(2)	request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. If, due to death of a Designated Life or divorce prior to annuitization, only a single Designated Life remains, then Annuity payments will be made as a life annuity for the lifetime of the Designated Life. We must receive your request in a form acceptable to us at our office.

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In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

(1)	the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and
(2)	the Account Value.

■	If no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.

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Please note that payments that we make under this benefit after the Annuity Anniversary coinciding with or next following the older of the owner or Annuitant’s 95 th birthday will be treated as annuity payments.

Other Important Considerations

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Withdrawals under the Spousal Highest Daily Lifetime 7 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount.

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Withdrawals made while the Spousal Highest Daily Lifetime 7 Plus benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro-rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA Fixed Rate Options (if you are participating in the 6 or 12 Month DCA Program). Withdrawals from the DCA Fixed Rate Options will be taken on a last-in, first-out basis.

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You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Highest Daily Lifetime 7 Plus benefit. The Spousal Highest Daily Lifetime 7 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to program rules regarding the timing and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

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You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

■	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.
■	Upon inception of the benefit, and to maintain the benefit, 100% of your Account Value must have been allocated to the Permitted Sub-accounts.
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You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (as described below) if you elected this benefit. A summary description of the AST Investment Grade Bond Portfolio appears in the prospectus section entitled “What Are The Investment Objectives and Policies of The Portfolios?”. You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

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You can make withdrawals from your Annuity without purchasing the Spousal Highest Daily Lifetime 7 Plus benefit. The Spousal Highest Daily Lifetime 7 Plus benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

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Transfers to and from the elected Sub-accounts and the AST Investment Grade Bond Portfolio Sub-account triggered by the Spousal Highest Daily Lifetime 7 Plus pre-determined mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

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You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Spousal Highest Daily Lifetime 7 Plus benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfers of Account Value and allocation of Additional purchase payments may be subject to new investment limitations.

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The maximum fee for Spousal Highest Daily Lifetime 7 Plus is 1.50% annually of the greater of Account Value and the Protected Withdrawal Value. The current fee for Spousal Highest Daily Lifetime 7 Plus is 0.90% annually of the greater of Account Value and the Protected Withdrawal Value. We deduct this fee on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.225% of the greater of the prior day’s Account Value, or the prior day’s Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Sub-account and from the DCA Fixed Rate Option (if applicable). Since this fee is based on the greater of the Account Value and the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime 7 Plus may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the Account Value, we will reduce the Account Value to zero, and continue the benefit as described above. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

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The Basic Death Benefit will terminate if withdrawals taken under Spousal Highest Daily Lifetime 7 Plus cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under Spousal Highest Daily Lifetime 7 Plus cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

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Election of and Designations Under the Benefit

We no longer permit new elections of Spousal Highest Daily Lifetime 7 Plus. Spousal Highest Daily Lifetime 7 Plus could only be elected based on two Designated Lives. Designated Lives must be natural persons who are each other’s spouses at the time of election of the benefit and at the death of the first of the Designated Lives to die. Spousal Highest Daily Lifetime 7 Plus only could be elected where the Owner, Annuitant, and Beneficiary designations are as follows:

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One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner’s spouse. The youngest Owner/Annuitant and the beneficiary must be at least 50 years old and the oldest must be at least 55 years old at the time of election; or

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Co-Annuity Owners, where the Owners are each other’s spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. The youngest Owner must be at least 50 years old and the oldest owner must be at least 55 years old at the time of election; or

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One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) (“Custodial Account”), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. The youngest of the Annuitant and the Contingent Annuitant must be at least 50 years old and the oldest must be at least 55 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows: (a) if one Owner dies and the surviving spousal Owner assumes the Annuity, or (b) if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary designations under this benefit. If the Designated Lives divorce, however, the Spousal Highest Daily Lifetime 7 Plus benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new Designated Life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

Spousal Highest Daily Lifetime 7 Plus could have been elected at the time that you purchased your Annuity or after the Issue Date, subject to our eligibility rules and restrictions. See “Termination of Existing Benefits and Election of New Benefits” below for information pertaining to elections, termination and re-election of benefits. Please note that if you terminate a living benefit and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. We reserve the right to waive, change and/or further limit the election frequency in the future.

Termination of the Benefit

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates: (i) if upon the death of the first Designated Life, the surviving Designated Life opts to take the death benefit under the Annuity (thus, the benefit does not terminate solely because of the death of the first Designated Life), (ii) upon the death of the second Designated Life, (iii) upon your termination of the benefit, (iv) upon your surrender of the Annuity, (v) upon your election to begin receiving annuity payments (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount), (vi) if both the Account Value and Annual Income Amount equal zero, or (vii) if you cease to meet our requirements as described in “Election of and Designations under the Benefit”.

Upon termination of Spousal Highest Daily Lifetime 7 Plus other than upon death of a Designated Life, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account (as defined below) to your variable investment options based on your existing allocation instructions or (in the absence of such instruction) pro rata (i.e. in the same proportion as the current balances in your variable investment options).

How Spousal Highest Daily Lifetime 7 Plus Transfers Account Value between Your Permitted Sub-accounts And The AST Investment Grade Bond Sub-account

See “How Highest Daily Lifetime 7 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account” in this Prospectus for information regarding this component of the benefit.

Additional Tax Considerations

If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2 . For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that

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required minimum distributions due from your Annuity are greater than such amounts. Please note that any withdrawal (except the Non-Lifetime Withdrawal) you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under “Key Feature – Protected Withdrawal Value”.

As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Spousal Highest Daily Lifetime 7 Plus through a non-qualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note all Non-Lifetime Withdrawal provisions will apply.

Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option.

We previously offered an optional death benefit feature under Spousal Highest Daily Lifetime 7 Plus, the amount of which is linked to your Annual Income Amount. We refer to this optional death benefit as the Beneficiary Income Option or BIO. Spousal Highest Daily Lifetime 7 Plus with BIO is no longer available for new elections. You could choose Spousal Highest Daily Lifetime 7 Plus with or without also selecting the Beneficiary Income Option death benefit. However, you could not elect the Beneficiary Income Option without Spousal Highest Daily Lifetime 7 Plus and you could elect the Beneficiary Income Option death benefit at the time you elect Spousal Highest Daily Lifetime 7 Plus. Please note that if you terminate Spousal Highest Daily Lifetime 7 Plus with BIO and elect any available living benefit you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. As long as your Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit.

If you elected the Beneficiary Income Option death benefit, you could not elect any other optional benefit. You could elect the Beneficiary Income Option death benefit so long as each Designated Life is no older than age 75 at the time of election and the Spousal Highest Daily Lifetime 7 Plus age requirements are met. This death benefit is not transferable in the event of a divorce, nor may the benefit be split in accordance with any divorce proceedings or similar instrument of separation. If you choose the Spousal Highest Daily Lifetime 7 Plus with BIO, the maximum charge is 2.00% of the greater of Account Value and the Protected Withdrawal Value (“PWV”) annually. The current charge is 1.10% annually of the greater of Account Value and the PWV. We deduct this charge on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.275% of the greater of the prior day’s Account Value or the prior day’s Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts, including the AST Investment Grade Bond Sub-account and from the DCA Fixed Rate Option (if applicable). Because the fee for this benefit is based on the greater of the Account Value or the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime 7 Plus with the Beneficiary Income Option may be greater than it would have been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described below.

For purposes of this optional death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Spousal Highest Daily Lifetime 7 Plus itself. However, we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary Date. This means that under the Spousal Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20th and 25th Anniversary of the Benefit Effective Date. Upon the first death of a Designated Life, no amount is payable under the Beneficiary Income Option death benefit. Upon the second death of a Designated Life, we identify the following amounts: (a) the amount of the basic death benefit under the Annuity, (b) the Protected Withdrawal Value (less any credits associated with purchase payments applied within 12 months prior to the date of death), and (c) the Annual Income Amount. If there were no Lifetime Withdrawals prior to the date of death of the second Designated Life, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death of the second Designated Life, and we calculate the Annual Income Amount as if there were a Lifetime Withdrawal on the date of death of the second Designated Life. If there were Lifetime Withdrawals prior to the date of death of the second Designated Life, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.

If there is one beneficiary, he/she must choose to receive either the basic death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of annual payments of the Annual Income Amount – such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Thus, each beneficiary can choose to take his/her portion of either (a) the basic Death Benefit, or (b) the Beneficiary

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Income Option death benefit. If chosen, for qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than December 31st of the year following the annuity owner’s date of death. For non-qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than one year after the owner’s date of death. In order to receive the Beneficiary Income Option Death Benefit, each beneficiary’s share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary’s death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.

Here is an example to illustrate how the death benefit may be paid:

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Assume that (i) the basic death benefit is $50,000, the Protected Withdrawal Value is $100,000, and the Annual Income Amount is $5,000; (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.

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Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value). The pro-rated portion of the Annual Income Amount equal to $3,750 (i.e., the first beneficiary’s 75% share multiplied by $5,000) is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary’s 75% share of the $100,000 Protected Withdrawal Value). The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).

If you elect to terminate Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option, both Spousal Highest Daily Lifetime 7 Plus and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the “Election of and Designations under the Benefit” section.

HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT (HD 6 Plus)

Effective September 14, 2012, Highest Daily Lifetime 6 Plus is no longer available for new elections and we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 6 Plus benefit.

We offered a benefit that guarantees until the death of the single designated life (the Annuitant) the ability to withdraw an annual amount (the “Annual Income Amount”) equal to a percentage of an initial value (the “Protected Withdrawal Value”) regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life (“Lifetime Withdrawals”), provided that you have not made withdrawals of excess income that have resulted in your Account Value being reduced to zero. We also permit you to make a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. Highest Daily Lifetime 6 Plus may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to take withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Highest Daily Lifetime 6 Plus is the mathematical formula we employ that may periodically transfer your Account Value to and from the AST Investment Grade Bond Sub-account. See the section below entitled “How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account.” Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

The income benefit under Highest Daily Lifetime 6 Plus currently is based on a single “designated life” who is at least 45 years old on the date that the benefit is acquired. The Highest Daily Lifetime 6 Plus Benefit is not available if you elect any other optional living benefit or the Plus 40 life insurance rider or the Highest Daily Value death benefit. As long as your Highest Daily Lifetime 6 Plus Benefit is in effect, you must allocate your Account Value in accordance with the permitted Sub-accounts and other investment option(s) available with this benefit. For a more detailed description of the permitted investment options, see the “Investment Options” section.

Highest Daily Lifetime 6 Plus also provides for a Death Benefit generally equal to three times your Annual Income Amount. The Death Benefit is not payable if your Account Value is reduced to zero as a result of withdrawals or if annuity payments are being made at the time of the decedent’s death. See Death Benefit Component of Highest Daily Lifetime 6 Plus, below.

Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Account Value falls to zero, if you take withdrawals of excess income that bring your Account Value to zero, your Annual Income Amount would also fall to zero, and the benefit would terminate. In that scenario, no further amount, including the death benefit described below, would be payable under the Highest Daily Lifetime 6 Plus benefit.

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You may also participate in the 6 or 12 Month Dollar Cost Averaging Program if you elect Highest Daily Lifetime 6 Plus for Annuities issued on or after May 1, 2009, subject to the 6 or 12 Month DCA Program’s rules, and subject to State approvals. The 6 or 12 Month DCA Program is not available in certain states.

Currently, if you elect Highest Daily Lifetime 6 Plus and subsequently terminate the benefit, you may elect another living benefit, subject to our current rules. See “Election of and Designations under the Benefit” below and “Termination of Existing Benefits and Election of New Benefits” for details. Please note that if you terminate Highest Daily Lifetime 6 Plus and elect another living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active.

Key Feature – Protected Withdrawal Value

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter, until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the “Periodic Value” described in the next paragraphs.

The “Periodic Value” initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the “Current Valuation Day”), the Periodic Value is equal to the greater of:

(1)	the Periodic Value for the immediately preceding business day (the “Prior Valuation Day”) appreciated at the daily equivalent of 6% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any purchase payment (including any associated purchase Credits) made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and
(2)	the Account Value on the current Valuation Day.

If you have not made a Lifetime Withdrawal on or before the 10th or 20th Anniversary of the effective date of the benefit, your Periodic Value on the 10th or 20th Anniversary of the benefit effective date is equal to the greater of:

(1)	the Periodic Value described above or,
(2)	the sum of (a), (b) and (c) below (proportionally reduced for any Non-Lifetime Withdrawals):

(a)	200% (on the 10th anniversary) or 400% (on the 20th anniversary) of the Account Value on the effective date of the benefit including any purchase payments (including any associated purchase Credits) made on that day;
(b)	200% (on the 10th anniversary) or 400% (on the 20th anniversary) of all purchase payments (including any associated purchase Credits) made within one year following the effective date of the benefit; and
(c)	all purchase payments (including any associated purchase Credits) made after one year following the effective date of the benefit.

Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Account Value upon any step-up, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals (see below).

Key Feature – Annual Income Amount under the Highest Daily Lifetime 6 Plus Benefit

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the Annuitant on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 45 – less than 59 1/2; 5% for ages 59 1/2-79, and 6% for ages 80 or older. Under the Highest Daily Lifetime 6 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). If you take withdrawals of Excess Income, only the portion of the Lifetime Withdrawal that exceeds the remaining Annual Income Amount will proportionally reduce your Protected Withdrawal Value and Annual Income Amount in future years. Reductions are based on the actual amount of the withdrawal, including any Contingent Deferred Sales Charge (CDSC) that may apply. Lifetime Withdrawals of any amount up to and including

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the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.

You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.

Any purchase payment that you make subsequent to the election of Highest Daily Lifetime 6 Plus and subsequent to the first Lifetime Withdrawal will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the purchase payment (including any associated purchase Credits) based on the age of the Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 45 – less than 59 1/2; 5% for ages 59 1/2-79 and 6% for ages 80 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including any associated purchase Credits).

If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, Highest Daily Lifetime 6 Plus is no longer available for new elections and we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 6 Plus benefit.

Highest Daily Auto Step-Up

An automatic step-up feature (“Highest Daily Auto Step-Up”) is part of Highest Daily Lifetime 6 Plus. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Auto Step-Up starts with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are: 4% for ages 45 – less than 59 1/2; 5% for ages 59 1/2-79, and 6% for ages 80 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. All daily valuations and annual step-ups will only occur on a Valuation Day. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime 6 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime 6 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

If you are engaged in a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.

The Highest Daily Lifetime 6 Plus benefit does not affect your ability to take withdrawals under your Annuity, or limit your ability to take withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime 6 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years.

Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.

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Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime 6 Plus benefit or any other fees and charges under the Annuity. Assume the following for all three examples:

■	The Issue Date is December 1, 2008
■	The Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009
■	The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime 6 Plus benefit.

Example of dollar-for-dollar reductions

On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the designated life is between the ages of 59 1/2 and 79 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

Example of proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 – reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

Here is the calculation:

Account Value before Lifetime Withdrawal	$118,000.00
Less amount of “non” excess withdrawal	$3,500.00
Account Value immediately before excess withdrawal of $1,500	$114,500.00
Excess withdrawal amount	$1,500.00
Divided by Account Value immediately before excess withdrawal	$114,500.00
Ratio	1.31%
Annual Income Amount	$6,000.00
Less ratio of 1.31%	$78.60
Annual Income Amount for future Annuity Years	$5,921.40

Example of Highest Daily Auto Step-Up

On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant’s age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (including any associated purchase Credits).

Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the designated life is between 59  1/2 and 79 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments (including any associated purchase Credits), is higher than $5,921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

Date*	Account value	Highest Daily Value (adjusted with withdrawal and purchase payments)**	Adjusted Annual Income Amount (5% of the Highest Quarterly Value)
November 25, 2009	$119,000.00	$119,000.00	$5,950.00
November 26, 2009		Thanksgiving Day
November 27, 2009	$113,000.00	$113,986.95	$5,699.35
November 30, 2009	$113,000.00	$113,986.95	$5,699.35
December 1, 2009	$119,000.00	$119,000.00	$5,950.00

*	In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.
**	In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
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The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.

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This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.

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The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year’s Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.

Non-Lifetime Withdrawal Feature

You may take a one-time non-lifetime withdrawal (“Non-Lifetime Withdrawal”) under Highest Daily Lifetime 6 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity’s Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see “Access to Account Value – Can I Surrender My Annuity for Its Value?”). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Highest Daily Lifetime 6 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Highest Daily Lifetime 6 Plus benefit. If you don’t elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect to take the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.

The Non-Lifetime Withdrawal will proportionally reduce: the Protected Withdrawal Value; the Periodic Value guarantees on the tenth and twentieth anniversaries of the benefit effective date (described above); and the Death Benefit (described below). It will reduce all three by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.

Example – Non-Lifetime Withdrawal (proportional reduction)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

Assume the following:

■	The Issue Date is December 1, 2008
■	The Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009
■	The Account Value at benefit election was $105,000
■	The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime 6 Plus benefit
■	No previous withdrawals have been taken under the Highest Daily Lifetime 6 Plus benefit

On October 2, 2009, the Protected Withdrawal Value is $125,000, the 10th benefit year minimum Periodic Value guarantee is $210,000, and the 20th benefit year minimum Periodic Value guarantee is $420,000, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on October 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Highest Daily Lifetime 6 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

Here is the calculation:

Withdrawal amount divided by	$15,000
Account Value before withdrawal	$120,000
Equals ratio	12.5%
All guarantees will be reduced by the above ratio (12.5%)
Protected Withdrawal Value	$109,375
10th benefit year Minimum Periodic Value	$183,750
20th benefit year Minimum Periodic Value	$367,500

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Required Minimum Distributions

Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Unless designated as a Non-Lifetime Withdrawal, required minimum distributions are considered Lifetime Withdrawals. If you take a withdrawal in an Annuity Year in which your required minimum distribution for that year is not greater than the Annual Income Amount, and the amount of the withdrawal exceeds the Annual Income Amount for that year, we will treat the withdrawal as a withdrawal of Excess Income. Such a withdrawal of Excess Income will reduce the Annual Income Amount available in future years. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered a withdrawal of Excess Income. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar by dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as a withdrawal of Excess Income.

In any year in which the requirement to take required minimum distributions is suspended by law, we reserve the right, in our sole discretion and regardless of any position taken on this issue in a prior year, to treat any amount that would have been considered as a required minimum distribution if not for the suspension as eligible for treatment as described herein.

Example – Required Minimum Distributions

The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.

Annual Income Amount = $5,000

Remaining Annual Income Amount = $3,000

Required Minimum Distribution = $6,000

The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000: ($3,000 + ($6,000 – $5,000) = $4,000).

If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all of the guarantees associated with the Highest Daily Lifetime 6 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you stop taking withdrawals in the current Annuity Year and choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000), without being treated as a withdrawal of Excess Income is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.

Death Benefit Component of Highest Daily Lifetime 6 Plus

If you elect Highest Daily Lifetime 6 Plus, we include a death benefit (Death Benefit), at no additional cost that is linked to the Annual Income Amount under the benefit. If a death benefit is triggered and you currently own Highest Daily Lifetime 6 Plus, then your Death Benefit will be equal to the greatest of:

■	the basic death benefit under the Annuity; and
■	the amount of any optional death benefit you may have elected and remains in effect; and
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(a) if no Lifetime Withdrawal had been taken prior to death, 300% of the Annual Income Amount that would have been determined on the date of death if a Lifetime Withdrawal had occurred on that date, or (b) if a Lifetime Withdrawal had been taken prior to death, 300% of the Annual Income Amount as of our receipt of due proof of death. Under this component of the Death Benefit, we will not recapture the amount of any purchase Credit applied to an XT6 Annuity granted within 12 months prior to death.

Please note that the Death Benefit under Highest Daily Lifetime 6 Plus is not payable if your Account Value is reduced to zero as a result of withdrawals or if annuity payments are being made at the time of the decedent’s death. This death benefit may not be available in all States.

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Benefits Under Highest Daily Lifetime 6 Plus

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To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Highest Daily Lifetime 6 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. If this occurs, you will not be permitted to make additional purchase payments to your Annuity. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Highest Daily Lifetime 6 Plus benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution (as described above) under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the designated life. Please note if your Account Value is reduced to zero as result of withdrawals, the Death Benefit (described above under “Death Benefit Component of Highest Daily Lifetime 6 Plus”) will also be reduced to zero and the Death Benefit will not be payable.

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Please note that if your Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the first day of the calendar month coinciding with or next following the annuitant’s 95th birthday will be treated as annuity payments.

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If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any annuity option available; or
(2)	request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. If this option is elected, the Annual Income Amount will not increase after annuity payments have begun. We will make payments until the death of the single designated life. We must receive your request in a form acceptable to us at our office.

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In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

(1)	the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and
(2)	the Account Value.

If no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.

Please note that a Death Benefit (as described above) is not payable if annuity payments are being made at the time of the decedent’s death.

Other Important Considerations

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Withdrawals under the Highest Daily Lifetime 6 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount. If you have an active Systematic Withdrawal program running at the time you elect this benefit, the first Systematic Withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal.

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Withdrawals made while the Highest Daily Lifetime 6 Plus Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro-rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA Fixed Rate Options (if you are participating in the 6 or 12 Month DCA Program). Withdrawals from the DCA Fixed Rate Options will be taken on a last-in, first-out basis.

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You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime 6 Plus benefit. The Highest Daily Lifetime 6 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to our rules regarding time and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of withdrawals.

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You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

■	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

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You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears within the prospectus section entitled “What Are The Investment Objectives and Policies of The Portfolios?”. You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

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Transfers to and from the Sub-accounts, the DCA Fixed Rate Options, and the AST Investment Grade Bond Sub-account triggered by the Highest Daily Lifetime 6 Plus mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

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Upon inception of the benefit and to maintain the benefit, 100% of your Account Value must be allocated to the Permitted Sub-accounts (or any DCA Fixed Rate Options if you elect the 6 or 12 Month DCA Program). If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, the new requirements will apply only to new elections of the benefit, and we will not compel you to reallocate your Account Value in accordance with our newly adopted requirements. However, you may be required to reallocate due to the merger of a Portfolio or the closing of a Portfolio. At the time of any change in requirements, and as applicable only to new elections of the benefit, transfer of Account Value and allocation of additional purchase payments may be subject to new investment limitations.

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If you elect this benefit and in connection with that election, you are required to reallocate to different Sub-accounts, then on the Valuation Day we receive your request in good order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in the Sub-accounts that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

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The Basic Death Benefit will terminate if withdrawals taken under Highest Daily Lifetime 6 Plus cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under Highest Daily Lifetime 6 Plus cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

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The maximum charge for Highest Daily Lifetime 6 Plus is 1.50% annually of the greater of the Account Value and Protected Withdrawal Value. The current charge is 0.85% annually of the greater of the Account Value and Protected Withdrawal Value. We deduct this charge on quarterly anniversaries of the benefit effective date. Thus, we deduct, on a quarterly basis 0.2125% of the greater of the prior Valuation Day’s Account Value and the prior Valuation Day’s Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account, and the DCA Fixed Rate Options (if applicable). Since this fee is based on the greater of the Account Value and Protected Withdrawal Value, the fee for Highest Daily Lifetime 6 Plus may be greater than it would have been, had it been based on the Account Value alone. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments. The following example is hypothetical and is for illustrative purposes only.

Assuming a benefit effective date of September 1, 2009 (which means that quarterly benefit anniversaries are: December 1, March 1, June 1, and September 1). Assume the Protected Withdrawal Value as of November 30, 2009 (prior Valuation Day’s Protected Withdrawal Value) = $200,000.00 and the Account Value as of November 30, 2009 (prior Valuation Day’s Account Value) = $195,000.00. The first benefit charge date would be December 1, 2009 and the benefit charge amount would be $425.00 ($200,000 X ..2125%).

If the deduction of the charge would result in the Account Value falling below the lesser of $500 or 5% of the sum of the Account Value on the effective date of the benefit plus all purchase payments made subsequent thereto (and any associated purchase Credits) (we refer to this as the “Account Value Floor”), we will only deduct that portion of the charge that would not cause the Account Value to fall below the Account Value Floor. If the entire Account Value is less than the Account Value Floor when we would deduct a charge for the benefit, then no charge will be assessed for that benefit quarter. If a charge for the Highest Daily Lifetime 6 Plus benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Account Value to zero, withdrawals may reduce the Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit and the Death Benefit (described above) will not be payable.

Election of and Designations under the Benefit

For Highest Daily Lifetime 6 Plus, there must be either a single Owner who is the same as the Annuitant, or if the Annuity is entity owned, there must be a single natural person Annuitant. In either case, the Annuitant must be at least 45 years old.

Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime 6 Plus. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime 6 Plus, except if (a) the new Owner has the same taxpayer identification number as the previous owner, (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or (c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines.

Highest Daily Lifetime 6 Plus can be elected at the time that you purchase your Annuity or after the Issue Date, subject to availability, and our eligibility rules and restrictions. If you elect Highest Daily Lifetime 6 Plus and terminate it, you can re-elect it or

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elect any other living benefit, subject to our current rules and availability. Additionally, if you currently own an Annuity with a living benefit that is terminable, you may terminate your existing benefit rider and elect any available benefits subject to our current rules. See “Termination of Existing Benefits and Election of New Benefits” in the prospectus for information pertaining to elections, termination and re-election of benefits. Please note that if you terminate a living benefit and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. You and your Financial Professional should carefully consider whether terminating your existing benefit and electing a new benefit is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future.

Termination of the Benefit

You may terminate Highest Daily Lifetime 6 Plus at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates:

(i) upon your termination of the benefit, (ii) upon your surrender of the Annuity, (iii) upon your election to begin receiving annuity payments (although if you have elected to receive the Annual Income Amount in the form of annuity payments, we will continue to pay the Annual Income Amount), (iv) upon our receipt of due proof of the death of the Annuitant (except insofar as paying the Death Benefit associated with this benefit), (v) if both the Account Value and Annual Income Amount equal zero, or (vi) if you cease to meet our requirements as described in “Election of and Designations under the Benefit” above.

Upon termination of Highest Daily Lifetime 6 Plus other than upon the death of the Annuitant or annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. This final charge will be deducted even if it results in the Account Value falling below the Account Value Floor. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts (including any amounts in the DCA Fixed Rate Options), and (ii) unless you are participating in an asset allocation program (i.e., Custom Portfolios Program (we may have referred to the “Custom Portfolios Program” as the “Optional Allocation and Rebalancing Program” in other materials), Automatic Rebalancing Program, or 6 or 12 Month DCA Program for which we are providing administrative support), transfer all amounts held in the AST Investment Grade Bond Sub-account to your variable investment options, pro rata (i.e. in the same proportion as the current balances in your variable investment options). If, prior to the transfer from the AST Investment Grade Bond Sub-account, the Account Value in the variable investment options is zero, we will transfer such amounts according to your most recent allocation instructions.

If a surviving spouse elects to continue the Annuity, the Highest Daily Lifetime 6 Plus benefit terminates. The spouse may elect the benefit subject to the restrictions discussed above.

How Highest Daily Lifetime 6 Plus Transfers Account Value between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account

As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you elect Highest Daily Lifetime 6 Plus. For purposes of this benefit, we refer to those permitted investment options as the “Permitted Sub-accounts”. Because these restrictions and the use of the predetermined mathematical formula lessen the risk that your Account Value will be reduced to zero while you are still alive, they also reduce the likelihood that we will make any lifetime income payments under this benefit. They may also limit your upside potential for growth. If your Annuity was issued on or after May 1, 2009 (subject to regulatory approval), you may also choose to allocate purchase payments while this program is in effect to DCA Fixed Rate Options utilized with our 6 or 12 Month Dollar Cost Averaging Program (“6 or 12 Month DCA Program”). If you are participating in Highest Daily Lifetime 6 Plus and also are participating in the 6 or 12 Month DCA Program, and the formula under the benefit dictates a transfer from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account (the “Bond Sub-account”), then the amount to be transferred will be taken entirely from the Sub-accounts, provided there is sufficient Account Value in those Sub-accounts to meet the required transfer amount. Only if there is insufficient Account Value in those Sub-accounts will an amount be withdrawn from the DCA Fixed Rate Options. Amounts withdrawn from the DCA Fixed Rate Options under the formula will be taken on a last-in, first-out basis. For purposes of the discussion below concerning transfers from the Permitted Sub-accounts to the Bond Sub-account, amounts held within the DCA Fixed Rate Options are included within the term “Permitted Sub-Accounts”. Thus, amounts may be transferred from the DCA Fixed Rate Options in the circumstances described above and in the section of the prospectus entitled 6 or 12 Month Dollar Cost Averaging Program. Any transfer dictated by the formula out of the Bond Sub-account will only be transferred to the Permitted Sub-accounts, not the DCA Fixed Rate Options.

An integral part of Highest Daily Lifetime 6 Plus (including Highest Daily Lifetime 6 Plus with LIA and Spousal Highest Daily Lifetime 6 Plus) is the predetermined mathematical formula used to transfer Account Value between the Permitted Sub-accounts and the Bond Sub-account. This predetermined mathematical formula (“formula”) runs each Valuation Day that the benefit is in effect on your Annuity and, as a result, transfers of Account Value between the Permitted Sub-accounts and the Bond Sub-account can occur on any Valuation Day subject to the conditions described below. Only the predetermined mathematical formula can transfer Account Value to and from the Bond Sub-account, and thus you may not allocate Purchase Payments to or make transfers to or from the Bond Sub-account. We are not providing you with investment advice through the use of the formula. The formula by which the transfer operates is designed primarily to mitigate some of the financial risks that we incur in providing the guarantee under Highest Daily

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Lifetime 6 Plus. The formula is not forward looking and contains no predictive or projective component with respect to the markets, the Account Value or the Protected Withdrawal Value. The formula is set forth in Appendix N.

Generally, the formula, which is applied each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. This amount may be different than the actual Annual Income Amount currently guaranteed under your benefit. Then it produces an estimate of the total amount targeted in the formula, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the “Target Value” or “L”. If you have already made a Lifetime Withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent Purchase Payments (including any associated Purchase Credits), and any withdrawals of Excess Income. Next, the formula subtracts from the Target Value the amount held within the Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts including any amounts allocated to DCA Fixed Rate Options. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the Bond Sub-account, is called the “Target Ratio” or “r”. If, on each of three consecutive Valuation Days, the Target Ratio is greater than 83% but less than or equal to 84.5%, the formula will, on such third Valuation Day, make a transfer from the Permitted Sub-accounts in which you are invested (subject to the 90% cap discussed below) to the Bond Sub-account. As discussed above, if all or a portion of your Account Value is allocated to one or more DCA Fixed Rate Options at the time a transfer to the Bond Sub-account is required under the formula, we will first look to process the transfer from the Permitted Sub-accounts, other than the DCA Fixed Rate Options. If the amount allocated to the Permitted Sub-accounts is insufficient to satisfy the transfer, then any remaining amounts will be transferred from the DCA Fixed Rate Options on a “last-in, first-out” basis. Once a transfer is made, the Target Ratio must again be greater than 83% but less than or equal to 84.5% for three consecutive Valuation Days before a subsequent transfer to the Bond Sub-account will occur. If, however, on any Valuation Day, the Target Ratio is above 84.5%, the formula will make a transfer from the Permitted Sub-accounts (subject to the 90% cap) to the Bond Sub-account (as described above). If the Target Ratio falls below 78% on any Valuation Day, then a transfer from the Bond Sub-account to the Permitted Sub-accounts (excluding the DCA Fixed Rate Options) will occur.

The formula will not execute a transfer to the Bond Sub-account that results in more than 90% of your Account Value being allocated to the Bond Sub-account (“90% cap”) on that Valuation Day. Thus, on any Valuation Day, if the formula would require a transfer to the Bond Sub-account that would result in more than 90% of the Account Value being allocated to the Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the Bond Sub-account will be transferred. Additionally, future transfers into the Bond Sub-account will not be made (regardless of the performance of the Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Bond Sub-account. Once this transfer occurs out of the Bond Sub-account, future amounts may be transferred to or from the Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the Bond Sub-account that results in greater than 90% of your Account Value being allocated to the Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the Bond Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the Bond Sub-account.

If you make additional Purchase Payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional Purchase Payments to the Bond Sub-account at least until there is first a transfer out of the Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional Purchase Payments you make, less than 90% of your entire Account Value is allocated to the Bond Sub-account, and the formula will still not transfer any of your Account Value to the Bond Sub-account (at least until there is first a transfer out of the Bond Sub-account). For example,

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September 4, 2012 – a transfer is made to the Bond Sub-account that results in the 90% cap being met and now $90,000 is allocated to the Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

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September 5, 2012 – you make an additional Purchase Payment of $10,000. No transfers have been made from the Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on September 4, 2012.

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On September 5, 2012 – (and at least until first a transfer is made out of the Bond Sub-account under the formula) – the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the Bond Sub-account).

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Once there is a transfer out of the Bond Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Bond Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into and out of effect multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the Bond Sub-account as dictated by the formula.

Under the formula, investment performance of your Account Value that is negative, flat, or even moderately positive may result in a transfer of a portion of your Account Value in the Permitted Sub-accounts to the Bond Sub-account because such investment performance will tend to increase the Target Ratio. In deciding how much to transfer, we use another formula, which essentially seeks to reallocate amounts held in the Permitted Sub-accounts and the Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. The further the Target Ratio is from 80% when a transfer is occurring under the formula, the greater

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the transfer amount will be. Once you elect Highest Daily Lifetime 6 Plus, the values we use to compare to the Target Ratio will be fixed. For newly-issued Annuities that elect Highest Daily Lifetime 6 Plus and existing Annuities that elect Highest Daily Lifetime 6 Plus in the future, however, we reserve the right to change such values.

Additionally, on each monthly Annuity Anniversary (if the monthly Annuity Anniversary does not fall on a Valuation Day, the next Valuation Day will be used), following all of the above described daily calculations, if there is money allocated to the Bond Sub-account, we will perform an additional monthly calculation to determine whether or not a transfer will be made from the Bond Sub-account to the Permitted Sub-accounts. This transfer will automatically occur provided that the Target Ratio, as described above, would be less than 83% after the transfer. The formula will not execute a transfer if the Target Ratio after this transfer would occur would be greater than or equal to 83%.
The amount of the transfer will be equal to the lesser of:

a)	The total value of all your Account Value in the Bond Sub-account, or
b)	An amount equal to 5% of your total Account Value.

While you are not notified when your Annuity reaches a transfer trigger under the formula, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the Bond Sub-account. Depending on the results of the calculations of the formula, we may, on any Valuation Day:

■	Not make any transfer between the Permitted Sub-accounts and the Bond Sub-account; or
■	If a portion of your Account Value was previously allocated to the Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts (as described above); or
■	Transfer a portion of your Account Value in the Permitted Sub-accounts and the DCA Fixed Rate Options to the Bond Sub-account.

Prior to the first Lifetime Withdrawal, the primary driver of transfers to the Bond Sub-account is the difference between your Account Value and your Protected Withdrawal Value. If none of your Account Value is allocated to the Bond Sub-account, then over time the formula permits an increasing difference between the Account Value and the Protected Withdrawal Value before a transfer to the Bond Sub-account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the Bond Sub-account, the smaller the difference between the Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the Bond Sub-account.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the Bond Sub-account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

■	The difference between your Account Value and your Protected Withdrawal Value;
■	The amount of time Highest Daily Lifetime 6 Plus has been in effect on your Annuity;
■	The amount allocated to and the performance of the Permitted Sub-accounts and the Bond Sub-account;
■	Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and
■	Any withdrawals you take from your Annuity (while the benefit is in effect).

At any given time, some, most or none of your Account Value will be allocated to the Bond Sub-account, as dictated by the formula.

Because the amount allocated to the Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the Bond Sub-account or to the Permitted Sub-accounts, the greater the impact performance of that Sub-account has on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the Bond Sub-account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.

If you make additional Purchase Payments to your Annuity, they will be allocated in accordance with your Annuity. Once allocated, they will also be subject to the formula described above and therefore may be transferred to the Bond Sub-account, if dictated by the formula and subject to the 90% cap feature described above.

Any Account Value in the Bond Sub-account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the Bond Sub-account.

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Additional Tax Considerations

If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts.

As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Highest Daily Lifetime 6 Plus through a non-qualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note all Non-Lifetime Withdrawal provisions will apply.

Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator

Effective September 14, 2012, Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is no longer available for new elections and we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator.

We offer another version of Highest Daily Lifetime 6 Plus that we call Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator (“Highest Daily Lifetime 6 Plus with LIA”). Highest Daily Lifetime 6 Plus with LIA guarantees, until the death of the single designated life, the ability to withdraw an amount equal to double the Annual Income Amount (which we refer to as the “LIA Amount”) if you meet the conditions set forth below. This version is only being offered in those jurisdictions where we have received regulatory approval and will be offered subsequently in other jurisdictions when we receive regulatory approval in those jurisdictions. Highest Daily Lifetime 6 Plus with LIA is not available in New York and certain other states/jurisdictions. You may choose Highest Daily Lifetime 6 Plus with or without also electing LIA, however you may not elect LIA without Highest Daily Lifetime 6 Plus and you must elect the LIA benefit at the time you elect Highest Daily Lifetime 6 Plus. If you elect Highest Daily Lifetime 6 Plus without LIA and would like to add the feature later, you must terminate the Highest Daily Lifetime 6 Plus benefit and elect the Highest Daily Lifetime 6 Plus with LIA (subject to availability and benefit re-election provisions). Please note that if you terminate Highest Daily Lifetime 6 Plus and elect the Highest Daily Lifetime 6 Plus with LIA you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. Highest Daily Lifetime 6 Plus with LIA is offered as an alternative to other lifetime withdrawal options. If you elect this benefit, it may not be combined with any other optional living benefit or the Plus 40 life insurance rider or the Highest Daily Value death benefit. As long as your Highest Daily Lifetime 6 Plus with LIA benefit is in effect, you must allocate your Account Value in accordance with the permitted and available investment option(s) with this benefit. The income benefit under Highest Daily Lifetime 6 Plus with LIA currently is based on a single “designated life” who is between the ages of 45 and 75 on the date that the benefit is elected and received in good order. All terms and conditions of Highest Daily Lifetime 6 Plus apply to this version of the benefit, except as described herein.

Highest Daily Lifetime 6 Plus with LIA is not long-term care insurance and should not be purchased as a substitute for long-term care insurance. The income you receive through the Lifetime Income Accelerator may be used for any purpose, and it may or may not be sufficient to address expenses you may incur for long-term care. You should seek professional advice to determine your financial needs for long-term care.

If you elect the Highest Daily Lifetime 6 Plus with LIA, the maximum charge is 2.00% annually of the greater of the Account Value and Protected Withdrawal Value. The current charge is 1.20% annually of the greater of Account Value and Protected Withdrawal Value. We deduct this charge on quarterly anniversaries of the benefit effective date. Thus, we deduct, on a quarterly basis, 0.30% of the greater of the prior Valuation Day’s Account Value and the prior Valuation Day’s Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account, and the DCA Fixed Rate Options (if applicable). Since this fee is based on the greater of the Account Value and Protected Withdrawal Value, the fee for Highest Daily Lifetime 6 Plus with LIA may be greater than it would have been, had it been based on the Account Value alone. The following example is hypothetical and is for illustrative purposes only.

Assuming a benefit effective date of September 1, 2009 (which means that quarterly benefit anniversaries are: December 1, March 1, June 1, and September 1). Assume the Protected Withdrawal Value as of November 30, 2009 (prior Valuation Day’s Protected Withdrawal Value) = $200,000.00 and the Account Value as of November 30, 2009 (prior Valuation Day’s Account Value) = $195,000.00. The first benefit charge date would be December 1, 2009 and the benefit charge amount would be $600.00 ($200,000 X .30%)

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If the deduction of the charge would result in the Account Value falling below the lesser of $500 or 5% of the sum of the Account Value on the effective date of the benefit plus all purchase payments made subsequent thereto (and any associated purchase Credits) (we refer to this as the “Account Value Floor”), we will only deduct that portion of the charge that would not cause the Account Value to fall below the Account Value Floor. If the entire Account Value is less than the Account Value Floor when we would deduct a charge for the benefit, then no charge will be assessed for that benefit quarter. If a charge for the Highest Daily Lifetime 6 Plus with LIA benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Account Value to zero, withdrawals may reduce the Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit and the Death Benefit (described below) will not be payable.

If this benefit is being elected on an Annuity held as a 403(b) plan, then in addition to meeting the eligibility requirements listed below for the LIA Amount you must separately qualify for distributions from the 403(b) plan itself.

Eligibility Requirements for LIA Amount. Both a waiting period of 36 months from the benefit effective date, and an elimination period of 120 days from the date of notification that one or both of the requirements described immediately below have been met, apply before you can become eligible for the LIA Amount. The 120 day elimination period begins on the date that we receive notification from you of your eligibility for the LIA Amount. Thus, assuming the 36 month waiting period has been met and we have received the notification referenced in the immediately preceding sentence, the LIA amount would be available for withdrawal on the Valuation Day immediately after the 120th day. The waiting period and the elimination period may run concurrently. In addition to satisfying the waiting and elimination period, at least one of the following requirements (“LIA conditions”) must be met.

(1)	The designated life is confined to a qualified nursing facility. A qualified nursing facility is a facility operated pursuant to law or any state licensed facility providing medically necessary in-patient care which is prescribed by a licensed physician in writing and based on physical limitations which prohibit daily living in a non-institutional setting.
(2)	The designated life is unable to perform two or more basic abilities of caring for oneself or “activities of daily living.” We define these basic abilities as:
i.	Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.
ii.	Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.
iii.	Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower.
iv.	Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.
v.	Transferring: Moving into or out of a bed, chair or wheelchair.
vi.	Continence: Maintaining control of bowel or bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform personal hygiene (including caring for catheter or colostomy bag).

You must notify us in writing when the LIA conditions have been met. If, when we receive such notification, there are more than 120 days remaining until the end of the waiting period described above, you will not be eligible for the LIA Amount. If there are 120 days or less remaining until the end of the waiting period when we receive notification that the LIA conditions are met, we will determine eligibility for the LIA Amount through our then current administrative process, which may include, but is not limited to, documentation verifying the LIA conditions and/or an assessment by a third party of our choice. Such assessment may be in person and we will assume any costs associated with the aforementioned assessment. The designated life must be available for any assessment or reassessment pursuant to our administrative process requirements. Once eligibility is determined, the LIA Amount is equal to double the Annual Income Amount as described above under the Highest Daily Lifetime 6 Plus benefit.

Additionally, once eligibility is determined, we will reassess your eligibility on an annual basis although your LIA benefit for the year that immediately precedes our reassessment will not be affected if it is determined that you are no longer eligible. Your first reassessment may occur in the same year as your initial assessment. If we determine that you are no longer eligible to receive the LIA Amount, the Annual Income Amount would replace the LIA Amount on the next Annuity Anniversary (the “ineligibility effective date”). However, 1) if you were receiving income through a systematic withdrawal program that was based on your LIA Amount; 2) you subsequently become ineligible to receive your LIA Amount, and 3) we do not receive new withdrawal instructions from you prior to the ineligibility effective date, we will cancel such systematic withdrawal program on the ineligibility effective date. You will be notified of your subsequent ineligibility and the date systematic withdrawal payments will stop before either occur. If any existing systematic withdrawal program is canceled, you must enroll in a new systematic withdrawal program if you wish to receive income on a systematic basis. You may establish a new or make changes to any existing systematic withdrawal program at any time by contacting our Annuity Service Office. All “Excess Income” conditions described above in “Key Feature – Annual Income Amount under the Highest Daily Lifetime 6 Plus Benefit” would apply. There is no limit on the number of times you can become eligible for the LIA Amount, however, each time would require the completion of the 120-day elimination period, notification that the designated life meets the LIA conditions, and determination, through our then current administrative process, that you are eligible for the LIA Amount, each as described above.

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LIA Amount at the First Lifetime Withdrawal. If your first Lifetime Withdrawal subsequent to election of Highest Daily Lifetime 6 Plus with LIA occurs while you are eligible for the LIA Amount, the available LIA Amount is equal to double the Annual Income Amount.

LIA Amount after the First Lifetime Withdrawal. If you become eligible for the LIA Amount after you have taken your first Lifetime Withdrawal, the available LIA amount for the current and subsequent Annuity Years is equal to double the then current Annual Income Amount, however the available LIA amount in the current Annuity Year is reduced by any Lifetime Withdrawals that have been taken in the current Annuity Year. Cumulative Lifetime Withdrawals in an Annuity Year which are less than or equal to the LIA Amount (when eligible for the LIA amount) will not reduce your LIA Amount in subsequent Annuity Years, but any such withdrawals will reduce the LIA Amount on a dollar-for-dollar basis in that Annuity Year. If you have an active Systematic Withdrawal program running at the time you elect this benefit, the first Systematic Withdrawal that processes after your election of the LIA benefit will be deemed a Lifetime Withdrawal.

Withdrawals in Excess of the LIA Amount. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the LIA Amount when you are eligible (“Excess Withdrawal”), your LIA Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the excess portion of the withdrawal to the Account Value immediately prior to the Excess Withdrawal. Reductions include the actual amount of the withdrawal, including any CDSC that may apply. Withdrawals of any amount (excluding the Non-Lifetime Withdrawal) up to and including the LIA Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Excess Withdrawals will reduce the Protected Withdrawal Value by the same ratio as the reduction to the LIA Amount. Any withdrawals that are less than or equal to the LIA Amount (when eligible) but in excess of the free withdrawal amount available under this Annuity will not incur a CDSC.

Withdrawals are not required. However, subsequent to the first Lifetime Withdrawal, the LIA Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the LIA Amount.

Purchase Payments. If you are eligible for the LIA Amount as described under “Eligibility Requirements for LIA Amount” and you make an additional purchase payment, the Annual Income Amount is increased by an amount obtained by applying the applicable percentage (4% for ages 45 – less than 59 1/2; 5% for ages 59 1/2-79; and 6% for ages 80 and older) to the purchase payment (including any associated purchase Credits). The applicable percentage is based on the attained age of the designated life on the date of the first Lifetime Withdrawal after the benefit effective date. The LIA Amount is increased by double the Annual Income Amount, if eligibility for LIA has been met. The Protected Withdrawal Value is increased by the amount of each purchase payment (including any associated purchase Credits).

If the Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount (or, if eligible for LIA, the LIA Amount) is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount (or, if eligible for LIA, the LIA Amount) in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner.

Step-Ups. If your Annual Income Amount is stepped up, your LIA Amount will be stepped up to equal double the stepped up Annual Income Amount.

Guarantee Payments. If your Account Value is reduced to zero as a result of cumulative withdrawals that are equal to or less than the LIA Amount when you are eligible, and there is still a LIA Amount available, we will make an additional payment for that Annuity Year equal to the remaining LIA Amount. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in that scenario, the remaining LIA Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the LIA Amount as described in this section. We will make payments until the death of the single designated life. Should the designated life no longer qualify for the LIA amount (as described under “Eligibility Requirements for LIA Amount” above), the Annual Income Amount would continue to be available. Subsequent eligibility for the LIA Amount would require the completion of the 120 day elimination period as well as meeting the LIA conditions listed above under “Eligibility Requirements for LIA Amount”. To the extent that cumulative withdrawals in the current Annuity Year that reduce your Account Value to zero are more than the LIA amount (except in the case of required minimum distributions), Highest Daily Lifetime 6 Plus with LIA terminates, and no additional payments are permitted. A Death Benefit under Highest Daily Lifetime 6 Plus with LIA is not payable if guarantee payments are being made at the time of the decedent’s death.

Annuity Options. In addition to the Highest Daily Lifetime 6 Plus annuity options described above, after the tenth anniversary of the benefit effective date (“Tenth Anniversary”), you may also request that we make annuity payments each year equal to the Annual Income Amount. In any year that you are eligible for the LIA Amount, we make annuity payments equal to the LIA Amount. If you

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would receive a greater payment by applying your Account Value to receive payments for life under your Annuity, we will pay the greater amount. Annuitization prior to the Tenth Anniversary will forfeit any present or future LIA amounts. We will continue to make payments until the death of the designated life. If this option is elected, the Annual Income Amount and LIA Amount will not increase after annuity payments have begun. A Death Benefit is not payable if annuity payments are being made at the time of the decedent’s death.

If you elect Highest Daily Lifetime 6 Plus with LIA, and never meet the eligibility requirements you will not receive any additional payments based on the LIA Amount.

Death Benefit Component of Highest Daily Lifetime 6 Plus with LIA. The provisions of the Death Benefit Component of Highest Daily Lifetime 6 Plus (see above for information about the Death Benefit) also apply to Highest Daily Lifetime Plus with LIA. Please note that with respect to Highest Daily Lifetime 6 Plus with LIA, we use the Annual Income Amount for purposes of the Death Benefit Calculations, not the LIA Amount.

SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT (SHD6 Plus)

Effective September 14, 2012, Spousal Highest Daily Lifetime 6 Plus is no longer available for new elections and we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime 6 Plus benefit.

Spousal Highest Daily Lifetime 6 Plus is the spousal version of Highest Daily Lifetime 6 Plus. Spousal Highest Daily Lifetime 6 Plus must have been elected based on two designated lives, as described below. The youngest designated life must be at least 50 years old and the oldest designated life must be at least 55 years old when the benefit is elected. Spousal Highest Daily Lifetime 6 Plus is not available if you elect any other optional benefit. As long as your Spousal Highest Daily Lifetime 6 Plus Benefit is in effect, you must allocate your Account Value in accordance with the permitted Sub-accounts and other investment option(s) available with this benefit. For a more detailed description of permitted investment options, see the “Investment Options” section.

We offer a benefit that guarantees until the later death of two natural persons who are each other’s spouses at the time of election of the benefit and at the first death of one of them (the “designated lives”, and each, a “designated life”) the ability to withdraw an annual amount (the “Annual Income Amount”) equal to a percentage of an initial principal value (the “Protected Withdrawal Value”) regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the lives of the designated lives (“Lifetime Withdrawals”) provided you have not made withdrawals of excess income that have resulted in your Account Value being reduced to zero. We also permit a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Highest Daily Lifetime 6 Plus benefit after the death of the first spouse. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Spousal Highest Daily Lifetime 6 Plus is the mathematical formula we employ that may periodically transfer your Account Value to and from the AST Investment Grade Bond Sub-account. See the section above entitled “How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account.” Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

Spousal Highest Daily Lifetime 6 Plus also provides for a Death Benefit generally equal to three times your Annual Income Amount. The Death Benefit, however, is not payable if your Account Value is reduced to zero as a result of withdrawals or if annuity payments are being made at the time of the decedent’s death. See Death Benefit Component of Spousal Highest Daily Lifetime 6 Plus, below.

Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Account Value falls to zero, if you take withdrawals of excess income that bring your Account Value to zero, your Annual Income Amount would also fall to zero, and the benefit would terminate. In that scenario, no further amount, including the Death Benefit described below, would be payable under Spousal Highest Daily Lifetime 6 Plus.

You may also participate in the 6 or 12 Month Dollar Cost Averaging Program if you elect Spousal Highest Daily Lifetime 6 Plus for Annuities issued on or after May 1, 2009, subject to the 6 or 12 Month DCA Program’s rules, and subject to State approvals. The 6 or 12 Month DCA Program is not available in certain states.

Currently, if you elect Spousal Highest Daily Lifetime 6 Plus and subsequently terminate the benefit, you may elect another living benefit, subject to our current rules. See “Election of and Designations under the Benefit” below and “Termination of Existing Benefits and Election of New Benefits” for details. Please note that if you terminate Spousal Highest Daily Lifetime 6 Plus and elect another benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active.

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Key Feature – Protected Withdrawal Value

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the “Periodic Value” described in the next paragraph.

The “Periodic Value” initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the “Current Valuation Day”), the Periodic Value is equal to the greater of:

(1)	the Periodic Value for the immediately preceding business day (the “Prior Valuation Day”) appreciated at the daily equivalent of 6% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any purchase payment (including any associated purchase Credits) made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and
(2)	the Account Value on the current Valuation Day.

If you have not made a Lifetime Withdrawal on or before the 10th or 20th Anniversary of the effective date of the benefit, your Periodic Value on the 10th or 20th Anniversary of the benefit effective date is equal to the greater of:

(1)	the Periodic Value described above or,
(2)	the sum of (a), (b) and (c) (proportionally reduced for any Non-Lifetime Withdrawal):
(a)

200% (on the 10th anniversary) or 400% (on the 20th anniversary) of the Account Value on the effective date of the benefit including any purchase payments (including any associated purchase Credits) made on that day; (b) 200% (on the 10th anniversary) or 400% (on the 20th anniversary) of all purchase payments (including any associated purchase Credits) made within one year following the effective date of the benefit; and (c) all purchase payments (including any associated purchase Credits) made after one year following the effective date of the benefit.

Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Account Value upon any step-up, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals (see below).

Key Feature – Annual Income Amount under the Spousal Highest Daily Lifetime 6 Plus Benefit

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the youngest designated life on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 50-64, 5% for ages 65-84, and 6% for ages 85 and older. We use the age of the youngest designated life even if that designated life is no longer a participant under the Annuity due to death or divorce. Under the Spousal Highest Daily Lifetime 6 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount for any Annuity Year (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). If you take withdrawals of Excess Income, only the portion of the Lifetime Withdrawal that exceeds the remaining Annual Income Amount will proportionally reduce your Protected Withdrawal Value and Annual Income Amount in future years. Reductions are based on the actual amount of the withdrawal, including any CDSC that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.

You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.

Any Purchase Payment that you make subsequent to the election of Spousal Highest Daily Lifetime 6 Plus and subsequent to the first Lifetime Withdrawal will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase

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Payment (including any associated purchase Credits) based on the age of the younger designated life at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 50-64, 5% for ages 65-84, and 6% for ages 85 and older, and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including any associated purchase Credits).

If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, Highest Daily Lifetime 6 Plus is no longer available for new elections and we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime 6 Plus benefit.

Highest Daily Auto Step-Up

An automatic step-up feature (“Highest Daily Auto Step-Up”) is part of this benefit. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Step-Up starts with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the youngest designated life on the Annuity Anniversary as of which the step-up would occur. The percentages are 4% for ages 50-64, 5% for ages 65-84, and 6% for ages 85 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary by performing a similar examination of the Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime 6 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime 6 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

If you are engaged in a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.

The Spousal Highest Daily Lifetime 6 Plus benefit does not affect your ability to take withdrawals under your Annuity, or limit your ability to take withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime 6 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.

Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime 6 Plus benefit or any other fees and charges under the Annuity. Assume the following for all three examples:

■	The Issue Date is December 1, 2008
■	The Spousal Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009
■	The younger designated life was 70 years old when he/she elected the Spousal Highest Daily Lifetime 6 Plus benefit.

Example of dollar-for-dollar reductions

On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the youngest designated life is between the ages of 65 and 84 at the time of the first Lifetime Withdrawal, the Annual Income Amount is

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5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

Example of Proportional Reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 – reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

Here is the calculation:

Account Value before Lifetime Withdrawal	$118,000.00
Less amount of “non” excess withdrawal	$3,500.00
Account Value immediately before excess withdrawal of $1,500	$114,500.00
Excess withdrawal amount	$1,500.00
Divided by Account Value immediately before excess withdrawal	$114,500.00
Ratio	1.31%
Annual Income Amount	$6,000.00
Less ratio of 1.31%	$78.60
Annual Income Amount for future Annuity Years	$5,921.40

Example of Highest Daily Auto Step-Up

On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the youngest designated life’s age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (including any associated purchase Credits).

Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the youngest designated life is between 65 and 84 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments (including any associated purchase Credits), is higher than $5921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

Date*	Account value	Highest Daily Value (adjusted with withdrawal and purchase payments)**	Adjusted Annual Income Amount (5% of the Highest Daily Value)
November 25, 2009	$119,000.00	$119,000.00	$5,950.00
November 26, 2009		Thanksgiving Day
November 27, 2009	$113,000.00	$113,986.95	$5,699.35
November 30, 2009	$113,000.00	$113,986.95	$5,699.35
December 01, 2009	$119,000.00	$119,000.00	$5,950.00

*	In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.
**	In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
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The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.

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This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.

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The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year’s Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.

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Non-Lifetime Withdrawal Feature

You may take a one-time non-lifetime withdrawal (“Non-Lifetime Withdrawal”) under Spousal Highest Daily Lifetime 6 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity’s Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see “Access to Account Value – Can I Surrender My Annuity for Its Value?”). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Spousal Highest Daily Lifetime 6 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Spousal Highest Daily Lifetime 6 Plus benefit. If you don’t elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value; the Periodic Value guarantees on the tenth and twentieth anniversaries of the benefit effective date (described above); and the Death Benefit (described below). It will reduce all three by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the time of the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.

Example – Non-Lifetime Withdrawal (proportional reduction)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

Assume the following:

■	The Issue Date is December 1, 2008
■	The Spousal Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009
■	The Account Value at benefit election was $105,000

■	The younger designated life was 70 years old when he/she elected the Spousal Highest Daily Lifetime 6 Plus benefit
■	No previous withdrawals have been taken under the Spousal Highest Daily Lifetime 6 Plus benefit

On October 2, 2009, the Protected Withdrawal Value is $125,000, the 10th benefit year minimum Periodic Value guarantee is $210,000 and the 20th benefit year minimum Periodic Value guarantee is $420,000, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on October 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Spousal Highest Daily Lifetime 6 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

Here is the calculation:

Withdrawal amount divided by	$15,000
Account Value before withdrawal	$120,000
Equals ratio	12.5%
All guarantees will be reduced by the above ratio (12.5%)
Protected Withdrawal Value	$109,375
10th benefit year Minimum Periodic Value	$183,750
20th benefit year Minimum Periodic Value	$367,500

Required Minimum Distributions

Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Unless designated as a Non-Lifetime Withdrawal, required minimum distributions are considered Lifetime Withdrawals. If you take a withdrawal in an Annuity Year in which your required minimum distribution for that year is not greater than the Annual Income Amount, and the amount of the withdrawal exceeds the Annual Income Amount for that year, we will treat the withdrawal as a withdrawal of Excess Income. Such a withdrawal of Excess Income will reduce the Annual Income Amount available in future years. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the

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Annual Income Amount will be available in the current Annuity Year without it being considered a withdrawal of Excess Income. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar for dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as a withdrawal of Excess Income.

In any year in which the requirement to take required minimum distributions is suspended by law, we reserve the right, in our sole discretion and regardless of any position taken on this issue in a prior year, to treat any amount that would have been considered as a required minimum distribution if not for the suspension as eligible for treatment as described herein.

Example – Required Minimum Distributions

The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.

Annual Income Amount = $5,000

Remaining Annual Income Amount = $3,000

Required Minimum Distribution = $6,000

The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000. ($3,000 + ($6,000 – $5,000) = $4,000).

If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all guarantees associated with the Spousal Highest Daily Lifetime 6 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you stop taking withdrawals in the current Annuity Year and choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000) without being treated as a withdrawal of Excess Income is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.

Death Benefit Component of Spousal Highest Daily Lifetime 6 Plus

If you elect Spousal Highest Daily Lifetime 6 Plus, we include a death benefit (Death Benefit), at no additional cost, that is linked to the Annual Income Amount under the benefit. If a death benefit is triggered and you currently own Spousal Highest Daily Lifetime 6 Plus benefit, then your Death Benefit will be equal to the greatest of:

■	the basic death benefit under the Annuity; and
■	the amount of any optional death benefit you may have elected and remains in effect; and
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a) if no Lifetime Withdrawal had been taken prior to death, 300% of the Annual Income Amount that would have been determined on the date of death if a Lifetime Withdrawal had occurred on that date or (b) if a Lifetime Withdrawal had been taken prior to death, 300% of the Annual Income Amount as of our receipt of due proof of death. Under this component of the Death Benefit, we will not recapture the amount of any purchase Credit applied to an XT6 Annuity granted within 12 months prior to death.

Upon the death of the first of the spousal designated lives, if a Death Benefit, as described above, would otherwise be payable, and the surviving designated life chooses to continue the Annuity, the Account Value will be adjusted, as of the date we receive due proof of death, to equal the amount of that Death Benefit if paid out in a lump sum, and the Spousal Highest Daily Lifetime 6 Plus benefit remains in force. Upon the death of the second Spousal designated life, the Death Benefit described above will be payable and the Spousal Highest Daily Lifetime 6 Plus rider will terminate as of the date we receive due proof of death.

Please note that the Death Benefit under Spousal Highest Daily Lifetime 6 Plus is not payable if your Account Value is reduced to zero as a result of withdrawals or if annuity payments are being made at the time of the decedent’s death. This Death Benefit may not be available in all States.

Benefits under Spousal Highest Daily Lifetime 6 Plus

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To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Spousal Highest Daily Lifetime 6 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the designated lives to die, and will continue to make payments

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until the death of the second designated life as long as the designated lives were spouses at the time of the first death. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Highest Daily Lifetime 6 Plus benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution (as described above) under the Annuity then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the second designated life provided the designated lives were spouses at the death of the first designated life. Please note that if your Account Value is reduced to zero as a result of withdrawals, the Death Benefit (described above) will also be reduced to zero and the Death Benefit will not be payable.

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Please note that if your Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the first day of the calendar month coinciding with or next following the annuitant’s 95th birthday will be treated as annuity payments.

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If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any annuity option available; or
(2)	request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the designated lives to die, and will continue to make payments until the death of the second designated life as long as the designated lives were spouses at the time of the first death. If, due to death of a designated life or divorce prior to annuitization, only a single designated life remains, then annuity payments will be made as a life annuity for the lifetime of the designated life. We must receive your request in a form acceptable to us at our office.
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In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

(1)	the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and
(2)	the Account Value.

If no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.

Please note that the Death Benefit (described above) is not payable if annuity payments are being made at the time of the decedent’s death.

Other Important Considerations

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Withdrawals under the Spousal Highest Daily Lifetime 6 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount. If you have an active Systematic Withdrawal program running at the time you elect this benefit, the first Systematic Withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal.

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Withdrawals made while the Spousal Highest Daily Lifetime 6 Plus benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro-rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA Fixed Rate Options (if you are participating in the 6 or 12 Month DCA Program). Withdrawals from the DCA Fixed Rate Options will be taken on a last-in, first-out basis. As discussed in the prospectus, you may participate in the 6 or 12 Month Dollar Cost Averaging Program only if your Annuity was issued on or after May 1, 2009.

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You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

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You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Highest Daily Lifetime 6 Plus benefit. The Spousal Highest Daily Lifetime 6 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to program rules regarding the timing and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of withdrawals.

■	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.
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You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears in the prospectus section entitled “What Are The Investment Objectives and Policies of The Portfolios?”. You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com

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You can make withdrawals from your Annuity without purchasing the Spousal Highest Daily Lifetime 6 Plus benefit. The Spousal Highest Daily Lifetime 6 Plus benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

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Transfers to and from the elected Sub-accounts, the DCA Fixed Rate Options, and the AST Investment Grade Bond Sub-account triggered by the Spousal Highest Daily Lifetime 6 Plus mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

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Upon inception of the benefit and to maintain the benefit, 100% of your Account Value must be allocated to the Permitted Sub-accounts (or any DCA Fixed Rate Options if you elect the 6 or 12 Month DCA Program). If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, the new requirement will apply only to new elections of the benefit, and we will not compel you to reallocate your Account Value in accordance with our newly adopted requirements. However, you may be required to reallocate due to the merger of a Portfolio or the closing of a Portfolio. At the time of any change in requirements, and as applicable only to new elections of the benefit, transfers of Account Value and allocation of additional purchase payments may be subject to new investment limitations.

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If you elect this benefit and in connection with that election, you are required to reallocate to different Sub-accounts, then on the Valuation Day we receive your request in good order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in the Sub-accounts that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

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The Basic Death Benefit will terminate if withdrawals taken under Spousal Highest Daily Lifetime 6 Plus cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under Spousal Highest Daily Lifetime 6 Plus cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

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The maximum charge for Spousal Highest Daily Lifetime 6 Plus is 1.50% annually of the greater of the Account Value and Protected Withdrawal Value. The current charge is 0.95% annually of the greater of Account Value and Protected Withdrawal Value. We deduct this charge on quarterly anniversaries of the benefit effective date. Thus, we deduct, on a quarterly basis, 0.2375% of the greater of the prior Valuation Day’s Account Value, or the prior Valuation Day’s Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account, and the DCA Fixed Rate Options (if applicable). Since this fee is based on the greater of the Account Value and Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime 6 Plus may be greater than it would have been, had it been based on the Account Value alone. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments. The following example is hypothetical and is for illustrative purposes only.

Assuming a benefit effective date of September 1, 2009 (which means that quarterly benefit anniversaries are: December 1, March 1, June 1, and September 1). Assume the Protected Withdrawal Value as of November 30, 2009 (prior Valuation Day’s Protected Withdrawal Value) = $200,000.00 and the Account Value as of November 30, 2009 (prior Valuation Day’s Account Value) = $195,000.00. The first benefit charge date would be December 1, 2009 and the benefit charge amount would be $475.00 ($200,000 X ..2375%)

If the deduction of the charge would result in the Account Value falling below the lesser of $500 or 5% of the sum of the Account Value on the effective date of the benefit plus all purchase payments made subsequent thereto (and any associated purchase Credits) (we refer to this as the “Account Value Floor”), we will only deduct that portion of the charge that would not cause the Account Value to fall below the Account Value Floor. If the entire Account Value is less than the Account Value Floor when we would deduct a charge for the benefit, then no charge will be assessed for that benefit quarter. If a charge for the Spousal Highest Daily Lifetime 6 Plus benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Account Value to zero, withdrawals may reduce the Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit and the Death Benefit (described above) will not be payable.

Election of and Designations under the Benefit

Spousal Highest Daily Lifetime 6 Plus can only be elected based on two designated lives. Designated lives must be natural persons who are each other’s spouses at the time of election of the benefit and at the death of the first of the designated lives to die. Currently, Spousal Highest Daily Lifetime 6 Plus only may be elected where the Owner, Annuitant, and Beneficiary designations are as follows:

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One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner’s spouse. The youngest Owner/Annuitant and the beneficiary must be at least 50 years old and the oldest must be at least 55 years old at the time of election; or

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Co-Annuity Owners, where the Owners are each other’s spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. The youngest Owner must be at least 50 years old and the oldest owner must be at least 55 years old at the time of election; or

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One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) (“Custodial

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Account”), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. The youngest of the Annuitant and the Contingent Annuitant must be at least 50 years old and the oldest must be at least 55 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows:

(a)	if one Owner dies and the surviving spousal Owner assumes the Annuity, or
(b)	if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary designations under this benefit. If the Designated Lives divorce, however, the Spousal Highest Daily Lifetime 6 Plus benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new designated life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

Spousal Highest Daily Lifetime 6 Plus can be elected at the time that you purchase your Annuity or after the Issue Date, subject to availability, and our eligibility rules and restrictions. If you elect Spousal Highest Daily Lifetime 6 Plus and terminate it, you can re-elect it, subject to our current rules and availability. Additionally, if you currently own an Annuity with a living benefit that is terminable, you may terminate your existing benefit rider and elect any available benefits subject to our current rules. See “Termination of Existing Benefits and Election of New Benefits” in the prospectus for information pertaining to elections, termination and re-election of benefits. Please note that if you terminate a living benefit and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. You and your Financial Professional should carefully consider whether terminating your existing benefit and electing a new benefit is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future.

Termination of the Benefit

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates: (i) if upon the death of the first designated life, the surviving designated life opts to take the death benefit under the Annuity (thus, the benefit does not terminate solely because of the death of the first designated life), (ii) upon the death of the second designated life (except as may be needed to pay the Death Benefit associated with this benefit), (iii) upon your termination of the benefit, (iv) upon your surrender of the Annuity, (v) upon your election to begin receiving annuity payments (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount), (vi) if both the Account Value and Annual Income Amount equal zero, or (vii) if you cease to meet our requirements as described in “Election of and Designations under the Benefit”.

Upon termination of Spousal Highest Daily Lifetime 6 Plus other than upon death of a designated life or annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. This final charge will be deducted even if it results in the Account Value falling below the Account Value Floor. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts (including any amounts in the DCA Fixed Rate Options), and (ii) unless you are participating in an asset allocation program (i.e., Custom Portfolios Program (we may have referred to the “Custom Portfolios Program” as the “Optional Allocation and Rebalancing Program” in other materials), Automatic Rebalancing Program, or 6 or 12 Month DCA Program) for which we are providing administrative support, transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account to your variable investment options, pro rata (i.e. in the same proportion as the current balances in your variable investment options). If prior to the transfer from the AST Investment Grade Bond Sub-account the Account Value in the variable investment options is zero, we will transfer such amounts according to your most recent allocation instructions.

How Spousal Highest Daily Lifetime 6 Plus Transfers Account Value between Your Permitted Sub-accounts And The AST Investment Grade Bond Sub-Account. See “How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account” above for information regarding this component of the benefit.

Additional Tax Considerations

If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts.

As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section for a detailed discussion of the tax treatment of

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withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Spousal Highest Daily Lifetime 6 Plus through a non-qualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note all Non-Lifetime Withdrawal provisions will apply.

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DEATH BENEFIT

WHAT TRIGGERS THE PAYMENT OF A DEATH BENEFIT?

Each Annuity provides a Death Benefit during its accumulation period. If an Annuity is owned by one or more natural persons, the Death Benefit is payable upon the first death of an Owner. If an Annuity is owned by an entity, the Death Benefit is payable upon the Annuitant’s death, if there is no Contingent Annuitant. Please note that if your Annuity is held as a Beneficiary Annuity and owned by one of the permissible entities, no death benefit will be payable since the Annuity will continue distributing the required distributions over the life expectancy of the Key Life until either the Account Value is depleted or the Annuity is fully surrendered. Generally, if a Contingent Annuitant was designated before the Annuitant’s death and the Annuitant dies, then the Contingent Annuitant becomes the Annuitant and a Death Benefit will not be paid at that time. The person upon whose death the Death Benefit is paid is referred to below as the “decedent.”

BASIC DEATH BENEFIT

Each Annuity provides a basic Death Benefit at no additional charge. The Insurance Charge we deduct daily from your Account Value allocated to the Sub-accounts is used, in part, to pay us for the risk we assume in providing the basic Death Benefit guarantee under an Annuity. Each Annuity also offers two different optional Death Benefits that can be purchased for an additional charge. The additional charge is deducted to compensate Prudential Annuities for providing increased insurance protection under the optional Death Benefits. Notwithstanding the additional protection provided under the optional Death Benefits, the additional cost has the impact of reducing the net performance of the investment options. In addition, with respect to XT6, under certain circumstances, your Death Benefit may be reduced by the amount of any Credits we applied to your purchase payments. (see “How are Credits Applied to My Account Value”.) Also, no basic Death Benefit will be paid if your Annuity terminates because your Account Value reaches zero (which can happen if, for example, you are taking withdrawals under an optional living benefit).

Considerations for Contingent Annuitants: We may allow the naming of a contingent annuitant when a Nonqualified Annuity contract is held by a pension plan or a tax favored retirement plan or held by a Custodial Account (as defined earlier in this prospectus). In such a situation, the Annuity may no longer qualify for tax deferral where the Annuity contract continues after the death of the Annuitant. In some of our Annuities held by these same types of entities we allow for the naming of a co-annuitant, which also is used to mean the successor annuitant (and not another life used for measuring the duration of an annuity payment option). Like in the case of a contingent annuitant, the Annuity may no longer qualify for tax deferral where the contract continues after the death of the Annuitant. However, tax deferral should be provided instead by the pension plan, tax favored retirement plan, or Custodial Account. We may also allow the naming of a contingent annuitant when a Nonqualified Annuity contract is held by an entity which is not eligible for tax deferral benefits under Section 72(u) of the Code. This does not supersede any benefit language which may restrict the use of the contingent annuitant.

For ASAP III, APEX II and XT6 Annuities, the existing basic Death Benefit (for all decedent ages) is the greater of:

■	The sum of all purchase payments (not including any Credits) less the sum of all proportional withdrawals.
■

The sum of your Account Value in the Sub-accounts, your Interim Value in the MVA Fixed Allocations, and any Account Value in the Benefit Fixed Rate Account or the DCA Fixed Rate Options (less the amount of any Credits applied within 12-months prior to the date of death, with respect to XT6, if allowed by applicable State law).

For ASL II Annuities issued before July 21, 2008, where death occurs before the decedent’s age 85, the basic Death Benefit is the greater of:

■	The sum of all purchase payments less the sum of all proportional withdrawals.
■	The sum of your Account Value in the Sub-accounts, your Interim Value in the MVA Fixed Allocations, and any Account Value in the Benefit Fixed Rate Account or the DCA Fixed Rate Options.

For ASL II Annuities issued before July 21, 2008 where death occurs after the decedent’s age 85, the Death Benefit is (a) your Account Value (for Annuities other than those issued in New York) or (b) your Account Value in the Sub-accounts plus your Interim Value in the MVA Fixed Allocations, and any Account Value in the Benefit Fixed Rate Account or the DCA Fixed Rate Options (for Annuities issued in New York only).

For ASL II Annuities issued on or after July 21, 2008 the basic Death Benefit is the greater of:

■	The sum of all purchase payments less the sum of all proportional withdrawals.
■	The sum of your Account Value in the Sub-accounts, your Interim Value in the MVA Fixed Allocations, and any Account Value in the Benefit Fixed Rate Account or the DCA Fixed Rate Options.

“Proportional withdrawals” are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. For example, a withdrawal of 50% of Account Value would be considered as a 50% reduction in purchase payments for purposes of calculating the basic Death Benefit.

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OPTIONAL DEATH BENEFITS

Two optional Death Benefits are offered for purchase with your Annuity to provide an enhanced level of protection for your beneficiaries. No optional Death Benefit is available if your Annuity is held as a Beneficiary Annuity. We reserve the right to cease offering any optional death benefit.

Currently, these benefits are only offered in those jurisdictions where we have received regulatory approval and must be elected at the time that you purchase your Annuity. We may, at a later date, allow existing Annuity Owners to purchase an optional Death Benefit subject to our rules and any changes or restrictions in the benefits. The “Combination 5% Roll-up and Highest Anniversary Value” Death Benefit may only be elected individually, and cannot be elected in combination with any other optional Death Benefit. If you elect Spousal Lifetime Five, Spousal Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime 7 Plus, or the BIO feature of Highest Daily Lifetime Seven or the Highest Daily Lifetime 7 Plus suite of benefits, you are not permitted to elect an optional Death Benefit. With respect to XT6, under certain circumstances, each optional Death Benefit that you elect may be reduced by the amount of Credits applied to your purchase payments.

Investment restrictions may apply if you elect certain optional death benefits. See the chart in the “Investment Options” section of the Prospectus for a list of investment options available and permitted with each benefit.

Enhanced Beneficiary Protection Optional Death Benefit

The Enhanced Beneficiary Protection Optional Death Benefit is no longer available for new elections. It provides additional amounts to your Beneficiary that may be used to offset federal and state taxes payable on any taxable gains in your Annuity at the time of your death. Whether this benefit is appropriate for you may depend on your particular circumstances, including other financial resources that may be available to your Beneficiary to pay taxes on your Annuity should you die during the accumulation period. No benefit is payable if death occurs on or after the Annuity Date.

The Enhanced Beneficiary Protection Optional Death Benefit provided a benefit payable in addition to the basic Death Benefit and certain other optional death benefits you may elect in conjunction with this benefit. If the Annuity has one Owner, the Owner had to be age 75 or less at the time the benefit was purchased. If an Annuity has joint Owners, the oldest Owner had to be age 75 or less. If an Annuity is owned by an entity, the Annuitant had to be age 75 or less.

Calculation of Enhanced Beneficiary Protection Optional Death Benefit

If you purchased the Enhanced Beneficiary Protection Optional Death Benefit, the Death Benefit is calculated as follows:

1.	the basic Death Benefit described above;

PLUS

2.	40% of your “Growth” under an Annuity, as defined below.

“Growth” means the sum of your Account Value in the Sub-accounts and your Interim Value in the MVA Fixed Allocations, minus the total of all purchase payments (less the amount of any Credits applied within 12-months prior to the date of death, with respect to XT6, if allowed by applicable State law) reduced by the sum of all proportional withdrawals.

“Proportional withdrawals” are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. For example, a withdrawal of 50% of Account Value would be considered as a 50% reduction in purchase payments.

The Enhanced Beneficiary Protection Optional Death Benefit is subject to a maximum of 100% of all purchase payments applied to an Annuity at least 12 months prior to the death of the decedent that triggers the payment of the Death Benefit.

The Enhanced Beneficiary Protection Optional Death Benefit was offered in those jurisdictions where we received regulatory approval. Certain terms and conditions may differ between jurisdictions. With respect to XT6, APEX II and ASL II, please see Appendix E for a description of the Enhanced Beneficiary Protection Optional Death Benefit offered before November 18, 2002 in those jurisdictions where we received regulatory approval. Please refer to the section entitled “Tax Considerations” for a discussion of special tax considerations for purchasers of this benefit. The Enhanced Beneficiary Protection Death Benefit was not available if you elected the “Combination 5% Roll-up and Highest Anniversary Value” Death Benefit, the Spousal Lifetime Five Income Benefit, Spousal Highest Daily Lifetime Seven or Highest Daily Lifetime Seven with BIO.

See Appendix B for examples of how the Enhanced Beneficiary Protection Optional Death Benefit is calculated.

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Highest Anniversary Value Death Benefit (“HAV”)

If an Annuity has one Owner, the Owner must be age 79 or less at the time the Highest Anniversary Value Optional Death Benefit is purchased. If an Annuity has joint Owners, the oldest Owner must be age 79 or less. If an Annuity is owned by an entity, the annuitant must be age 79 or less.

Certain of the Portfolios offered as Sub-accounts under the Annuity are not available if you elect the Highest Anniversary Value Death Benefit. In addition, we reserve the right to require you to use certain asset allocation model(s) if you elect this death benefit.

Calculation of Highest Anniversary Value Death Benefit

The HAV Death Benefit depends on whether death occurs before or after the Death Benefit Target Date.

If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greater of:

1.	the basic Death Benefit described above; and
2.	the Highest Anniversary Value as of the Owner’s date of death.

If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:

1.	the basic Death Benefit described above; and
2.	the Highest Anniversary Value on the Death Benefit Target Date plus the sum of all purchase payments (including any Credits applied to such purchase payments more than twelve (12) months prior to date of death in the case of XT6 or as otherwise provided for under applicable State law) less the sum of all proportional withdrawals since the Death Benefit Target Date.

The amount determined by this calculation is increased by any purchase payments received after the Owner’s date of death and decreased by any proportional withdrawals since such date.

The Highest Anniversary Value Death Benefit described above is currently being offered in those jurisdictions where we have received regulatory approval. The Highest Anniversary Value Death Benefit is not available if you have elected the “Combination 5% Roll-up and Highest Anniversary Value” or the “Highest Daily Value” Death Benefit. It is also not available with Spousal Lifetime Five, Spousal Highest Daily Lifetime Seven, or the Spousal Highest Daily Lifetime 7 Plus Benefit. With respect to XT6, APEX II and ASL II, please see Appendix E for a description of the Guaranteed Minimum Death Benefit offered before November 18, 2002 in those jurisdictions where we received regulatory approval.

Please refer to the definition of Death Benefit Target Date below. This death benefit may not be an appropriate feature where the Owner’s age is near the age specified in the Death Benefit Target Date. This is because the benefit may not have the same potential for growth as it otherwise would, since there will be fewer contract anniversaries before the death benefit target date is reached. The death benefit target date under this death benefit is earlier than the death benefit target date under the Combination 5% Roll-up and Highest Anniversary Value Death Benefit for Owners who are age 76 or older when an Annuity is issued, which may result in a lower value on the death benefit, since there will be fewer contract anniversaries before the death benefit target date is reached.

See Appendix B for examples of how the Highest Anniversary Value Death Benefit is calculated.

Combination 5% Roll-up and Highest Anniversary Value Death Benefit

If an Annuity has one Owner, the Owner must be age 79 or less at the time the Combination 5% Roll-up and HAV Optional Death Benefit is purchased. If an Annuity has joint Owners, the oldest Owner must be age 79 or less. If the Annuity is owned by an entity, the Annuitant must be age 79 or less.

Certain of the Portfolios offered as Sub-accounts under an Annuity are not available if you elect the Combination 5% Roll-up and HAV Death Benefit. If you elect this benefit, you must allocate your Account Value in accordance with the then permitted and available option(s). In addition, we reserve the right to require you to use certain asset allocation model(s) if you elect this Death Benefit.

Calculation of the Combination 5% Roll-up and Highest Anniversary Value Death Benefit

The Combination 5% Roll-up And HAV Death Benefit equals the greatest of:

1.	the basic Death Benefit described above; and
2.	the Highest Anniversary Value Death Benefit described above; and

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3.	5% Roll-up described below.

The calculation of the 5% Roll-up depends on whether death occurs before or after the Death Benefit Target Date.

If the Owner dies before the Death Benefit Target Date the 5% roll up is equal to:

■

all purchase payments (including any Credits applied to such purchase payments more than twelve (12) months prior to date of death in the case of XT6 or as otherwise provided for under applicable State law) increasing at an annual effective interest rate of 5% starting on the date that each Purchase Payment is made and ending on the Owner’s date of death;

MINUS

■

the sum of all withdrawals, dollar for dollar up to 5% of the Roll-up value as of the prior contract anniversary (or Issue Date if the withdrawal is in the first contract year). Any withdrawals in excess of the 5% dollar for dollar limit are proportional.

If the Owner dies on or after the Death Benefit Target Date the 5% Roll-up is equal to:

■

the 5% Roll-up value as of the Death Benefit Target Date increased by total purchase payments (including any Credits applied to such purchase payments more than twelve (12) months prior to date of death in the case of XT6 or as otherwise provided for under applicable State law) made after the Death Benefit Target Date;

MINUS

■	the sum of all withdrawals which reduce the 5% Roll-up proportionally.

In the case of XT6, as indicated, the amounts calculated in Items 1, 2 and 3 above (before, on or after the Death Benefit Target Date) may be reduced by any Credits under certain circumstances, if allowed under applicable State law. Please refer to the definitions of Death Benefit Target Date below. This Death Benefit may not be an appropriate feature where the Owner’s age is near the age specified in the Death Benefit Target Date. This is because the benefit may not have the same potential for growth as it otherwise would, since there will be fewer annuity anniversaries before the Death Benefit Target Date is reached.

The “Combination 5% Roll-up and Highest Anniversary Value” Death Benefit described above is currently being offered in those jurisdictions where we have received regulatory approval. The “Combination 5% Roll-up and Highest Anniversary Value” Death Benefit is not available if you elect any other optional Death Benefit or elect Spousal Lifetime Five, Spousal Highest Daily Lifetime Seven or the BIO feature of the Highest Daily Lifetime Seven or the Highest Daily Lifetime 7 Plus suite of benefits. In the case OF XT6, APEX II AND ASL II, please see Appendix E for a description of the Guaranteed Minimum Death Benefit offered before November 18, 2002 in those jurisdictions where we received regulatory approval.

See Appendix B for examples of how the “Combination 5% Roll-up and Highest Anniversary Value” Death Benefit is calculated.

Key Terms Used with the Highest Anniversary Value Death Benefit and the Combination 5% Roll-up and Highest Anniversary Value Death Benefit:

■

The Death Benefit Target Date for the Highest Anniversary Value Death Benefit is the contract anniversary on or after the 80th birthday of the current Owner, the oldest of either joint Owner or the Annuitant, if entity owned.

■

The Death Benefit Target Date for the Combination 5% Roll-up and HAV Death Benefit is the later of the contract anniversary on or after the 80th birthday of the current Owner, the oldest of either joint Owner or the Annuitant, if entity owned, or five years after the Issue Date of an Annuity.

■

The Highest Anniversary Value equals the highest of all previous “Anniversary Values” less proportional withdrawals since such anniversary and plus any purchase payments (including any Credits applied to such purchase payments more than twelve (12) months prior to the date of death in the case of XT6 or as otherwise provided for under applicable State law) since such anniversary.

■

The Anniversary Value is the Account Value in the Sub-accounts plus the Interim Value in any MVA Fixed Allocations as of each anniversary of the Issue Date of an Annuity. The Anniversary Value on the Issue Date is equal to your Purchase Payment. (including any Credits applied to such purchase payments more than twelve (12) months prior to the date of death in the case of XT6 or as otherwise provided for under applicable State law)

■

Proportional Withdrawals are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. Proportional withdrawals result in a reduction to the Highest Anniversary Value or 5% Roll-up value by reducing such value in the same proportion as the Account Value was reduced by the withdrawal as of the date the

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withdrawal occurred. For example, if your Highest Anniversary Value or 5% Roll-up value is $125,000 and you subsequently withdraw $10,000 at a time when your Account Value is equal to $100,000 (a 10% reduction), when calculating the optional Death Benefit we will reduce your Highest Anniversary Value ($ 125,000) by 10% or $12,500.

Highest Daily Value Death Benefit (“HDV”)

The Highest Daily Value Death Benefit is no longer available for new elections. If an Annuity has one Owner, the Owner must have been age 79 or less at the time the Highest Daily Value Death Benefit was elected. If an Annuity has joint Owners, the older Owner must have been age 79 or less. If there are joint Owners, death of the Owner refers to the first to die of the joint Owners. If an Annuity is owned by an entity, the Annuitant must have been age 79 or less at the time of election and death of the Owner refers to the death of the Annuitant.

If you elected this benefit, you must allocate your Account Value in accordance with the permitted and available option(s) with this benefit.

The HDV Death Benefit depends on whether death occurs before or after the Death Benefit Target Date (see the definitions below).

If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greater of:

1.	the basic Death Benefit described above (including any Credits applied to such purchase payments more than twelve (12) months prior to the date of death in the case of XT6 or as otherwise provided for under applicable State law); and
2.	the HDV as of the Owner’s date of death.

If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:

1.	the basic Death Benefit described above; and
2.	the HDV on the Death Benefit Target Date plus the sum of all purchase payments (including any Credits applied to such purchase payments more than twelve (12) months prior to the date of death in the case of XT6 or as otherwise provided for under applicable State law) less the sum of all proportional withdrawals since the Death Benefit Target Date.

The amount determined by this calculation is increased by any purchase payments received after the Owner’s date of death and decreased by any proportional withdrawals since such date.

The Highest Daily Value Death Benefit described above was offered in those jurisdictions where we received regulatory approval. The Highest Daily Value Death Benefit was not available if you elected the Guaranteed Return Option, Guaranteed Return Option Plus, Guaranteed Return Option Plus 2008, Highest Daily GRO, Spousal Lifetime Five, Highest Daily Lifetime Five, Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, the Highest Daily Lifetime 7 Plus benefits, the “Combination 5% Roll-up and Highest Anniversary Value” Death Benefit, or the Highest Anniversary Value Death Benefit.

Key Terms Used with the Highest Daily Value Death Benefit:

■

The Death Benefit Target Date for the Highest Daily Value Death Benefit is the later of an Annuity anniversary on or after the 80th birthday of the current Owner, or the older of either the joint Owner or the Annuitant, if entity owned, or five years after the Issue Date of an Annuity.

■

The Highest Daily Value equals the highest of all previous “Daily Values” less proportional withdrawals since such date and plus any purchase payments (plus associated Credits applied more than twelve (12) months prior to the date of death in the case of XT6 or as otherwise provided for under applicable State law) since such date.

■

The Daily Value is the Account Value as of the end of each Valuation Day. The Daily Value on the Issue Date is equal to your Purchase Payment (plus associated Credits applied more than twelve (12) months prior to the date of death in the case of XT6 or as otherwise provided for under applicable State law).

■

Proportional Withdrawals are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. Proportional withdrawals result in a reduction to the Highest Daily Value by reducing such value in the same proportion as the Account Value was reduced by the withdrawal as of the date the withdrawal occurred. For example, if your Highest Daily Value is $125,000 and you subsequently withdraw $10,000 at a time when your Account Value is equal to $100,000 (a 10% reduction), when calculating the optional Death Benefit we will reduce your Highest Daily Value ($125,000) by 10% or $12,500.

Please see Appendix B to this prospectus for a hypothetical example of how the HDV Death Benefit is calculated.

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Annuities with Joint Owners

For Annuities with Joint Owners, the Death Benefits are calculated as shown above except that the age of the oldest of the joint Owners is used to determine the Death Benefit Target Date. NOTE: If you and your spouse own your Annuity jointly, we will pay the Death Benefit to the Beneficiary. If the sole primary Beneficiary is the surviving spouse, then the surviving spouse can elect to assume ownership of your Annuity and continue the Annuity instead of receiving the Death Benefit (unless the Annuity is held as a Beneficiary Annuity).

Annuities Owned by Entities

For Annuities owned by an entity, the Death Benefits are calculated as shown above except that the age of the Annuitant is used to determine the Death Benefit Target Date. Payment of the Death Benefit is based on the death of the Annuitant (or Contingent Annuitant, if applicable).

Can I terminate the optional Death Benefits? Do the optional Death Benefits terminate under other circumstances?

You can terminate the Enhanced Beneficiary Protection Death Benefit and the Highest Anniversary Value Death Benefit at any time. The “Combination 5% Roll-up and HAV Death Benefit” and the HDV Death Benefit may not be terminated once elected. The optional Death Benefits will terminate automatically on the Annuity Date. Also, if you elected one of either the Highest Anniversary Value or the Combination 5% Roll-up and HAV Death Benefits and, in addition, are taking withdrawals under a guaranteed minimum withdrawal or a lifetime guaranteed minimum withdrawal benefit, these optional Death Benefits will terminate if such withdrawals cause your Account Value to reduce to zero. We may also terminate any optional Death Benefit if necessary to comply with our interpretation of the Code and applicable regulations. For jointly owned Annuities, the optional death benefits are payable upon the first death of either Owner and therefore terminate and do not continue if a surviving spouse continues the Annuity. Where an Annuity is structured so that it is owned by a grantor trust but the annuitant is not the grantor, then the Annuity is required to terminate upon the death of the grantor if the grantor pre-deceases the annuitant under Section 72(s) of the Code. Under this circumstance, the Surrender Value will be paid out to the beneficiary and it is not eligible for the death benefit provided under the Annuity.

What are the charges for the optional Death Benefits?

For elections of the Highest Anniversary Value Death Benefit and the Combination 5% Roll-Up and HAV Death Benefit made on or after May 1, 2009, we impose a charge equal to 0.40% and 0.80%, respectively, per year of the average daily net assets of the Sub-accounts. For elections of the Highest Anniversary Value Death Benefit and the Combination 5% Roll-Up and HAV Death Benefit that were made prior to May 1, 2009, we impose a charge equal to 0.25% and 0.50%, respectively, per year of the average daily net assets of the Sub-accounts. We deduct a charge equal to 0.25% per year of the average daily net assets of the Sub-accounts for the Enhanced Beneficiary Protection Death Benefit and 0.50% per year of the average daily net assets of the Sub-accounts for the HDV Death Benefit. We deduct the charge for each of these benefits to compensate Prudential Annuities for providing increased insurance protection under the optional Death Benefits. The additional annual charge is deducted daily against your Account Value allocated to the Sub-accounts.

Please refer to the section entitled “Tax Considerations” for additional considerations in relation to the optional Death Benefit.

PRUDENTIAL ANNUITIES’ ANNUITY REWARDS

What is the Annuity Rewards Benefit in ASAP III, APEX II and XT6?

Annuity Rewards is a death benefit enhancement that Owners can elect when the original CDSC period is over. To be eligible to elect Annuity Rewards, the Account Value on the date that the Annuity Rewards benefit is effective must be greater than the amount that would be payable to the Beneficiary under the Death Benefit (including any amounts payable under any Optional Death Benefit then in effect). In addition, the effective date must occur before annuity payments begin. There can only be one effective date for the Annuity Rewards Death Benefit enhancement. There is no additional charge for electing the Annuity Rewards Death Benefit enhancement.

Annuity Rewards offers Owners the ability to lock in an amount equal to the Account Value in the Sub-accounts plus the MVA Fixed Allocations (without the effect of any MVA) as an enhancement to their current basic Death Benefit, so their beneficiaries will not receive less than an Annuity’s value as of the effective date of the benefit. Under the Annuity Rewards Benefit, Prudential Annuities guarantees that the Death Benefit will not be less than:

♦	your Account Value in the Sub-accounts plus the Interim Value in any MVA Fixed Allocations as of the effective date of the benefit

♦	MINUS any proportional withdrawals following the effective date of the benefit

♦	PLUS any additional purchase payments applied to your Annuity following the effective date of the benefit.

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The Annuity Rewards Death Benefit enhancement does not affect the calculation of the basic Death Benefit or any Optional Death Benefits available under an Annuity. If the Death Benefit amount payable under your Annuity’s basic Death Benefit or any Optional Death Benefits you purchase is greater than the enhanced Death Benefit under the Annuity Rewards Benefit on the date the Death Benefit is calculated, your beneficiary will receive the greater amount. Annuity Rewards is not available under ASL II or if your Annuity is held as a Beneficiary Annuity.

PAYMENT OF DEATH BENEFITS

Alternative Death Benefit Payment Options – Annuities Owned By Individuals (not associated with Tax-Favored Plans) Except in the case of a spousal assumption as described below, upon your death, certain distributions must be made under the Annuity. The required distributions depend on whether you die before you start taking annuity payments under the Annuity or after you start taking annuity payments under the Annuity.

If you die on or after the Annuity Date, the remaining portion of the interest in the Annuity must be distributed at least as rapidly as under the method of distribution being used as of the date of death.

In the event of your death before the Annuity Date, the Death Benefit must be distributed:

■	within five (5) years of the date of death (the “5 Year Deadline”); or
■

as a series of payments not extending beyond the life expectancy of the beneficiary or over the life of the beneficiary. Payments under this option must begin within one year of the date of death. If the Beneficiary does not begin installments by such time, then we require that the Beneficiary take the Death Benefit as a lump sum within the 5 Year Deadline.

Unless you have made an election prior to Death Benefit proceeds becoming due, a Beneficiary can elect to receive the Death Benefit proceeds under the Beneficiary Continuation Option as described below in the section entitled “Beneficiary Continuation Option,” as a series of required distributions.

If the Annuity is held as a Beneficiary Annuity, the payment of the Death Benefit must be distributed:

■	as a lump sum payment; or
■

Unless you have made an election prior to Death Benefit proceeds becoming due, a beneficiary can elect to receive the Death Benefit proceeds under the Beneficiary Continuation Option as described below in the section entitled “Beneficiary Continuation Option,” as a series of required distributions.

Upon our receipt of proof of death, we will send to the beneficiary materials that list these payment options.

Alternative Death Benefit Payment Options – Annuities Held by Tax-Favored Plans

The Code provides for alternative death benefit payment options when an Annuity is used as an IRA, 403(b) or other “qualified investment” that requires minimum distributions. Upon your death under an IRA, 403(b) or other “qualified investment”, the designated Beneficiary may generally elect to continue the Annuity and receive Required Minimum Distributions under the Annuity instead of receiving the death benefit in a single payment. The available payment options will depend on whether you die before the date Required Minimum Distributions under the Code were to begin, whether you have named a designated beneficiary and whether the Beneficiary is your surviving spouse.

■

If you die after a designated beneficiary has been named, the death benefit must be distributed by December 31st of the year including the five year anniversary of the date of death, or as periodic payments not extending beyond the life expectancy of the designated beneficiary (provided such payments begin by December 31st of the year following the year of death). If the Beneficiary does not begin installments by such time, then we require that the Beneficiary take the Death Benefit as a lump sum within the 5 Year Deadline. However, if your surviving spouse is the beneficiary, the death benefit can be paid out over the life expectancy of your spouse with such payments beginning no later than December 31st of the year following the year of death or December 31st of the year in which you would have reached age 70 1/2, whichever is later. Additionally, if the contract is solely payable to (or for the benefit of) your surviving spouse, then the Annuity may be continued with your spouse as the owner. Note that the Worker, Retiree and Employer Recovery Act of 2008 suspended Required Minimum Distributions for 2009. If your beneficiary elects to receive full distribution by December 31st of the year including the five year anniversary of the date of death, 2009 shall not be included in the five year requirement period. This effectively extends this period to December 31st of the year including the six year anniversary date of death.

■

If you die before a designated beneficiary is named and before the date required minimum distributions must begin under the Code, the death benefit must be paid out by December 31st of the year including the five year anniversary of the date of death. If the Beneficiary does not begin installments by such time, then we require that the Beneficiary take the Death Benefit as a lump sum within the 5 Year Deadline. For contracts where multiple beneficiaries have been named and at least one of the beneficiaries does not qualify as a designated beneficiary and the account has not been divided into separate accounts by December 31st of the year following the year of death, such contract is deemed to have no designated beneficiary. For this distribution requirement also, 2009 shall not be included in the five year requirement period.

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■

If you die before a designated beneficiary is named and after the date required minimum distributions must begin under the Code, the death benefit must be paid out at least as rapidly as under the method then in effect. For contracts where multiple beneficiaries have been named and at least one of the beneficiaries does not qualify as a designated beneficiary and the account has not been divided into separate accounts by December 31st of the year following the year of death, such contract is deemed to have no designated beneficiary.

A beneficiary has the flexibility to take out more each year than mandated under the required minimum distribution rules.

Until withdrawn, amounts in an IRA, 403(b) or other “qualified investment” continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the Required Minimum Distribution rules, are subject to tax. You may wish to consult a professional tax advisor for tax advice as to your particular situation.

For a Roth IRA, if death occurs before the entire interest is distributed, the death benefit must be distributed under the same rules applied to IRAs where death occurs before the date Required Minimum Distributions must begin under the Code.

The tax consequences to the beneficiary may vary among the different death benefit payment options. See the Tax Considerations section of this prospectus, and consult your tax advisor.

Beneficiary Continuation Option

Instead of receiving the death benefit in a single payment, or under an Annuity Option, a beneficiary may take the death benefit under an alternative death benefit payment option, as provided by the Code and described above under the sections entitled “Payment of Death Benefits” and “Alternative Death Benefit Payment Options – Annuities Held by Tax-Favored Plans.” This “Beneficiary Continuation Option” is described below and is available for both qualified Annuities (i.e. annuities sold to an IRA, Roth IRA, SEP IRA, or 403(b)), Beneficiary Annuities and non-qualified Annuities.

Under the Beneficiary Continuation Option:

■	The beneficiary must apply at least $15,000 to the Beneficiary Continuation Option. Thus, the death benefit must be at least $15,000.
■	The Owner’s Annuity will be continued in the Owner’s name, for the benefit of the beneficiary.
■

Beginning on the date we receive an election by the beneficiary to take the death benefit in a form other than a lump sum, the beneficiary will incur a Settlement Service Charge which is an annual charge assessed on a daily basis against the average assets allocated to the Sub-accounts. For non-qualified Annuities the charge is 1.00% per year, and for qualified Annuities the charge is 1.40% per year.

■

Beginning on the date we receive an election by the beneficiary to take the death benefit in a form other than a lump sum, the beneficiary will incur an annual maintenance fee equal to the lesser of $30 or 2% of Account Value. For non-qualified annuities, the fee will only apply if the Account Value is less than $25,000 at the time the fee is assessed. The fee will not apply if it is assessed 30 days prior to a surrender request.

■

The initial Account Value will be equal to any death benefit (including any optional death benefit) that would have been payable to the beneficiary if the beneficiary had taken a lump sum distribution.

■	The available Sub-accounts will be among those available to the Owner at the time of death, however certain Sub-Accounts may not be available.
■	The beneficiary may request transfers among Sub-accounts, subject to the same limitations and restrictions that applied to the Owner. Transfers in excess of 20 per year will incur a $10 transfer fee.
■

No Fixed Allocations or fixed interest rate options will be offered for the non-qualified Beneficiary Continuation Options. However, for qualified Annuities, the Fixed Allocations will be those offered at the time the Beneficiary Continuation Option is elected.

■	No additional purchase payments can be applied to the Annuity.
■	The basic death benefit and any optional benefits elected by the Owner will no longer apply to the beneficiary.
■

The beneficiary can request a withdrawal of all or a portion of the Account Value at any time, unless the Beneficiary Continuation Option was the payout predetermined by the Owner and the Owner restricted the beneficiary’s withdrawal rights.

■	Withdrawals are not subject to CDSC.
■

Upon the death of the beneficiary, any remaining Account Value will be paid in a lump sum to the person(s) named by the beneficiary (successor), unless the successor chooses to continue receiving payments.

■

If the beneficiary elects to receive the death benefit proceeds under the Beneficiary Continuation Option, we must receive the election in good order at least 14 days prior to the first required distribution. If, for any reason, the election impedes our ability to complete the first distribution by the required date, we will be unable to accept the election.

Currently only Investment Options corresponding to Portfolios of the Advanced Series Trust and the ProFund VP are available under the Beneficiary Continuation Option.

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In addition to the materials referenced above, the Beneficiary will be provided with a prospectus and a settlement agreement describing the Beneficiary Continuation Option. We may pay compensation to the broker-dealer of record on the Annuity based on amounts held in the Beneficiary Continuation Option. Please contact us for additional information on the availability, restrictions and limitations that will apply to a beneficiary under the Beneficiary Continuation Option.

Spousal Assumption of Annuity

You may name your spouse as your beneficiary. If you and your spouse own your Annuity jointly, we assume that the sole primary beneficiary will be the surviving spouse unless you elect an alternative Beneficiary Designation. Unless you elect an alternative Beneficiary Designation or the Annuity is held as a Beneficiary Annuity, (if available under your Annuity) the spouse beneficiary may elect to assume ownership of the Annuity instead of taking the Death Benefit payment. Any Death Benefit (including any optional Death Benefits) that would have been payable to the Beneficiary will become the new Account Value as of the date we receive due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the surviving spouse, the new Account Value will be considered as the initial Purchase Payment. No CDSC will apply to the new Account Value. However, any additional purchase payments applied after the date the assumption is effective will be subject to all provisions of the Annuity, including any CDSC that may apply to the additional purchase payments.

A surviving spouse’s ability to continue ownership of the Annuity may be impacted (see “Managing Your Annuity – Spousal Designations”). Please consult your tax or legal adviser for more information about such impact in your state.

See the section entitled “Managing Your Annuity – Spousal Designations” and “Contingent Annuitant” for a discussion of the treatment of a spousal Contingent Annuitant in the case of the death of the Annuitant in an Annuity owned by a Custodial Account.

When do you determine the Death Benefit?

We determine the amount of the Death Benefit as of the date we receive “due proof of death” (and in certain limited circumstances as of the date of death), any instructions we require to determine the method of payment and any other written representations we require to determine the proper payment of the Death Benefit. “Due proof of death” may include a certified copy of a death certificate, a certified copy of a decree of a court of competent jurisdiction as to the finding of death or other satisfactory proof of death. Upon our receipt of “due proof of death” we automatically transfer the Death Benefit to the AST Money Market Sub-account until we further determine the universe of eligible Beneficiaries. Once the universe of eligible Beneficiaries has been determined each eligible Beneficiary may allocate his or her eligible share of the Death Benefit to an eligible annuity payment option.

Each Beneficiary must make an election as to the method they wish to receive their portion of the Death Benefit. Absent an election of a Death Benefit payment method, no Death Benefit can be paid to the Beneficiary. We may require written acknowledgment of all named Beneficiaries before we can pay the Death Benefit. During the period from the date of death until we receive all required paper work, the amount of the Death Benefit is impacted by the Insurance Charge and may be subject to market fluctuations.

Exceptions to Amount of Death Benefit

There are certain exceptions to the amount of the Death Benefit.

Submission of Due Proof of Death after One Year. If we receive Due Proof of Death more than one year after the date of death, we reserve the right to limit the Death Benefit to the Unadjusted Account Value on the date we receive Due Proof of Death (i.e., we would not pay the minimum Death Benefit or any Optional Death Benefit).

Death Benefit Suspension Period. You should be aware that there is a Death Benefit suspension period (unless prohibited by applicable law). If the decedent was not the Owner or Annuitant as of the Issue Date (or within 60 days thereafter), and did not become the Owner or Annuitant due to the prior Owner’s or Annuitant’s death, any Death Benefit (including any optional Death Benefit) that applies will be suspended for a two-year period as to that person from the date he or she first became Owner or Annuitant. While the two year suspension is in effect, the Death Benefit amount will equal the Account Value plus the Interim Value in the MVA Fixed Allocations, less (if allowed by applicable state law) any Purchase Credits (for XT6) granted during the period beginning 12 months prior to decedent’s date of death and ending on the date we receive Due Proof of death. Thus, if you had elected an Optional Death Benefit, and the suspension were in effect, you would be paying the fee for the Optional Death Benefit even though during the suspension period your Death Benefit would have been limited to the Account Value plus the Interim Value in the MVA Fixed Allocations. After the two year suspension period is completed, the Death Benefit is the same as if the suspension period had not been in force. See the section of the prospectus above generally with regard to changes of Owner and Annuitant that are allowable.

Beneficiary Annuity. With respect to a Beneficiary Annuity, the Death Benefit is triggered by the death of the beneficial Owner (or the Key Life, if entity-owned). However, if the Annuity is held as a Beneficiary Annuity, the Owner is an entity, and the Key Life is already deceased, then no Death Benefit is payable upon the death of the beneficial Owner.

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VALUING YOUR INVESTMENT

HOW IS MY ACCOUNT VALUE DETERMINED?

During the accumulation period, your Annuity has an Account Value. The Account Value is determined separately for each Sub-account allocation and for each Fixed Allocation. The Account Value is the sum of the values of each Sub-account allocation and the value of each Fixed Allocation. For Annuities with a Highest Daily Lifetime Five election, Account Value also includes the value of any allocation to the Benefit Fixed Rate Account. See the “Living Benefits – Highest Daily Lifetime Five” section of the Prospectus for a description of the Benefit Fixed Rate Account. The Account Value does not reflect any CDSC that may apply to a withdrawal or surrender. With respect to ASAP III and APEX II, the Account Value includes any Loyalty Credit we apply. With respect to XT6, the Account Value includes any Credits we applied to your purchase payments which we are entitled to take back under certain circumstances. When determining the Account Value on a day more than 30 days prior to a MVA Fixed Allocation’s Maturity Date, the Account Value may include any Market Value Adjustment that would apply to a MVA Fixed Allocation (if withdrawn or transferred) on that day.

WHAT IS THE SURRENDER VALUE OF MY ANNUITY?

The Surrender Value of your Annuity is the value available to you on any day during the accumulation period. The Surrender Value is defined under “Glossary of Terms” above.

HOW AND WHEN DO YOU VALUE THE SUB-ACCOUNTS?

When you allocate Account Value to a Sub-account, you are purchasing units of the Sub-account. Each Sub-account invests exclusively in shares of an underlying Portfolio. The value of the Units fluctuates with the market fluctuations of the Portfolios. The value of the Units also reflects the daily accrual for the Insurance Charge, the Distribution Charge (if applicable), and if you elected one or more optional benefits whose annual charge is deducted daily, the additional charge made for such benefits. There may be several different Unit Prices for each Sub-account to reflect the Insurance Charge, any Distribution Charge and the charges for any optional benefits. The Unit Price for the Units you purchase will be based on the total charges for the benefits that apply to your Annuity. See the section entitled “What Happens to My Units When There is a Change in Daily Asset-Based Charges?” for a detailed discussion of how Units are purchased and redeemed to reflect changes in the daily charges that apply to your Annuity.

Each Valuation Day, we determine the price for a Unit of each Sub-account, called the “Unit Price.” The Unit Price is used for determining the value of transactions involving Units of the Sub-accounts. We determine the number of Units involved in any transaction by dividing the dollar value of the transaction by the Unit Price of the Sub-account as of the Valuation Day.

Example

Assume you allocate $5,000 to a Sub-account. On the Valuation Day you make the allocation, the Unit Price is $14.83. Your $5,000 buys 337.154 Units of the Sub-account. Assume that later, you wish to transfer $3,000 of your Account Value out of that Sub-account and into another Sub-account. On the Valuation Day you request the transfer, the Unit Price of the original Sub-account has increased to $16.79 and the Unit Price of the new Sub-account is $17.83. To transfer $3,000, we sell 178.677 Units at the current Unit Price, leaving you 158.477 Units. We then buy $3,000 of Units of the new Sub-account at the Unit Price of $17.83. You would then have 168.255 Units of the new Sub-account.

HOW DO YOU VALUE FIXED ALLOCATIONS?

During the Guarantee Period, we use the concept of an Interim Value for the MVA Fixed Allocations. The Interim Value can be calculated on any day and is equal to the initial value allocated to an MVA Fixed Allocation plus all interest credited to an MVA Fixed Allocation as of the date calculated. The Interim Value does not include the impact of any Market Value Adjustment. If you made any transfers or withdrawals from an MVA Fixed Allocation, the Interim Value will reflect the withdrawal of those amounts and any interest credited to those amounts before they were withdrawn. To determine the Account Value of an MVA Fixed Allocation on any day more than 30 days prior to its Maturity Date, we multiply the Account Value of the MVA Fixed Allocation times the Market Value Adjustment factor. In addition to MVA Fixed Allocations that are subject to a Market Value Adjustment, we offer DCA Fixed Rate Options that are used with our 6 or 12 Month Dollar Cost Averaging Program and are not subject to any MVA. Account Value allocated to the DCA Fixed Rate Options earns the declared rate of interest while it is transferred over a 6 month or 12 month period into the Sub-accounts that you have designated.

WHEN DO YOU PROCESS AND VALUE TRANSACTIONS?

Prudential Annuities is generally open to process financial transactions on those days that the New York Stock Exchange (NYSE) is open for trading. There may be circumstances where the NYSE does not open on a regularly scheduled date or time or closes at an earlier time than scheduled (normally 4:00 p.m. EST). Generally, financial transactions requested before the close of the NYSE which meet our requirements will be processed according to the value next determined following the close of business. Financial transactions requested on a non-Valuation Day or after the close of the NYSE will be processed based on the value next computed on the next Valuation Day. There may be circumstances when the opening or closing time of the NYSE is different than other major stock exchanges, such as NASDAQ or the American Stock Exchange. Under such circumstances, the closing time of the NYSE will be used when valuing and processing transactions.

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We have arrangements with certain selling firms, under which receipt by the firm in good order prior to our cut-off time on a given Valuation Day is treated as receipt by us on that Valuation Day for pricing purposes. Currently, we have such an arrangement with Citigroup Global Markets Inc. (“CGM”). We extend this pricing treatment to orders that you submit directly through CGM and to certain orders submitted through Morgan Stanley Smith Barney LLC (“MSSB”) where CGM serves as clearing firm for MSSB. Your MSSB registered representative can tell you whether your order will be cleared through CGM. In addition, we currently have an arrangement with Merrill, Lynch, Pierce, Fenner & Smith, Inc. (“Merrill Lynch”) under which transfer orders between Sub-accounts that are received in good order by Merrill Lynch prior to the NYSE close on a given Valuation Day will be priced by us as of that Valuation Day. The arrangements with CGM, MSSB, and Merrill Lynch may be terminated or modified in certain circumstances.

There may be circumstances where the NYSE is open, however, due to inclement weather, natural disaster or other circumstances beyond our control, our offices may be closed or our business processing capabilities may be restricted. Under those circumstances, your Account Value may fluctuate based on changes in the Unit Values, but you may not be able to transfer Account Value, or make a purchase or redemption request. The NYSE is closed on the following nationally recognized holidays: New Year’s Day, Martin Luther King, Jr. Day, President’s Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving, and Christmas. On those dates, we will not process any financial transactions involving purchase or redemption orders.

Prudential Annuities will also not process financial transactions involving purchase or redemption orders or transfers on any day that:

■	trading on the NYSE is restricted;
■	an emergency, as determined by the SEC, exists making redemption or valuation of securities held in the separate account impractical; or
■	the SEC, by order, permits the suspension or postponement for the protection of security holders.

If, pursuant to SEC rules, the AST Money Market Portfolio suspends payment of redemption proceeds in connection with a liquidation of the Portfolio, we will delay payment of any transfer, full or partial withdrawal, or death benefit from the AST Money Market Sub-account until the Portfolio is liquidated.

Initial Purchase Payments: We are required to allocate your initial Purchase Payment to the Sub-accounts within two (2) Valuation Days after we receive all of our requirements at our office to issue an Annuity. If we do not have all the required information to allow us to issue your Annuity, we may retain the Purchase Payment while we try to reach you or your representative to obtain all of our requirements. If we are unable to obtain all of our required information within five (5) Valuation Days, we are required to return the Purchase Payment to you at that time, unless you specifically consent to our retaining the Purchase Payment while we gather the required information. Once we obtain the required information, we will invest the Purchase Payment (and any associated Credits with respect to XT6) and issue an Annuity within two (2) Valuation Days. With respect to both your initial Purchase Payment and any subsequent Purchase Payment that is pending investment in our separate account, we may hold the amount temporarily in our general account and may earn interest on such amount. You will not be credited with interest during that period.

As permitted by applicable law, the broker-dealer firm through which you purchase your Annuity may forward your initial Purchase Payment to us prior to approval of your purchase by a registered principal of the firm. These arrangements are subject to a number of regulatory requirements, including that until such time that the insurer is notified of the firm’s principal approval and is provided with the application, or is notified of the firm principal’s rejection, customer funds will be held by the insurer in a segregated bank account. In addition, the insurer must promptly return the customer’s funds at the customer’s request prior to the firm’s principal approval or upon the firm’s rejection of the application. The monies held in the bank account will be held in a suspense account within our general account and we may earn interest on amounts held in that suspense account. Contract owners will not be credited with any interest earned on amounts held in that suspense account. The monies in such suspense account may be subject to our general creditors. Moreover, because the FINRA rule authorizing the use of such accounts is new, there may be uncertainty as to the segregation and treatment of such insurance company general account assets under applicable Federal and State laws.

Additional Purchase Payments: We will apply any additional purchase payments (and any associated Credit with respect to XT6) on the Valuation Day that we receive the Purchase Payment at our office with satisfactory allocation instructions. We may limit, restrict, suspend or reject any additional purchase payments at any time, on a non-discriminatory basis. Please see “Living Benefits” for further information on additional purchase payments.

Scheduled Transactions: Scheduled transactions include transfers made in connection with dollar cost averaging, the asset allocation program, auto-rebalancing, systematic withdrawals, systematic investments, required minimum distributions, substantially equal periodic payments under Section 72(t) of the Code, or annuity payments. Scheduled transactions are processed and valued as of the date they are scheduled, unless the scheduled day is not a Valuation Day. In that case, the transaction will be processed and valued on the next Valuation Day, unless (with respect to required minimum distributions, substantially equal periodic payments under Section 72(t)/72(q) of the Code systematic withdrawals, and annuity payments only), the next Valuation Day falls in the subsequent calendar year, in which case the transaction will be processed and valued on the prior Valuation Day.

In addition, if: you are taking your Annual Income Amount through our systematic withdrawal program; and the scheduled day is not a Valuation Day; and the next Valuation Day will occur in a new contract year, the transaction will be processed and valued on the prior Valuation Day.

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Unscheduled Transactions: “Unscheduled” transactions include any other non-scheduled transfers and requests for Partial Withdrawals or Free Withdrawals or Surrenders. With respect to certain written requests to withdraw Account Value, we may seek to verify the requesting Owner’s signature. Specifically, we reserve the right to perform a signature verification for (a) any withdrawal exceeding a certain dollar amount and (b) a withdrawal exceeding a certain dollar amount if the payee is someone other than the Owner. In addition, we will not honor a withdrawal request in which the requested payee is the Financial Professional or agent of record. We reserve the right to request a signature guarantee with respect to a written withdrawal request. If we do perform a signature verification, we will pay the withdrawal proceeds within 7 days after the withdrawal request was received by us in good order, and will process the transaction in accordance with the discussion in “When Do You Process And Value Transactions?”

Medically-Related Surrenders & Death Benefits: Medically-Related Surrender requests and Death Benefit claims require our review and evaluation before processing. We price such transactions as of the date we receive at our Office all supporting documentation we require for such transactions and that are satisfactory to us.

We are generally required by law to pay any surrender request or death benefit claims from the Separate Account within 7 days of our receipt of your request in good order.

Transactions in ProFunds VP Sub-accounts: Generally, purchase or redemption orders or transfer requests must be received by us by no later than the close of the NYSE to be processed on the current Valuation Day. However, any purchase order or transfer request involving the ProFunds VP Sub-accounts must be received by us no later than one hour prior to any announced closing of the applicable securities exchange (generally, 3:00 p.m. Eastern time) to be processed on the current Valuation Day. The “cut-off” time for such financial transactions involving a ProFunds VP Sub-account will be extended to  1/2 hour prior to any announced closing (generally, 3:30 p.m. Eastern time) for transactions submitted electronically through Prudential Annuities’ Internet website (www.prudentialannuities.com). You cannot request a transaction (other than a redemption order) involving the transfer of units in one of the ProFunds VP Sub-accounts between the applicable “cut-off” time and 4:00 p.m. Owners attempting to process a purchase order or transfer request between the applicable “cut-off” time and 4:00 p.m., are informed that their transactions cannot be processed as requested. We will not process the trade until we receive further instructions from you. However, Owners receiving the “cut-off” message may process a purchase order or transfer request up until 4:00 p.m. on that same day with respect to any other available investment option under their Annuity, other than ProFunds. Transactions received after 4:00 p.m. will be treated as received by us on the next Valuation Day.

WHAT HAPPENS TO MY UNITS WHEN THERE IS A CHANGE IN DAILY ASSET-BASED CHARGES?

Distribution Charge Applicable to ASAP III and XT6: At the end of the Period during which the Distribution Charge applies, your Annuity will become subject to a different daily asset-based charge. We will process a transaction where your Account Value allocated to the Sub-accounts will be used to purchase new Units of the Sub-accounts that reflect the Insurance Charge (and the charge for any optional benefits you have elected) but not the Distribution Charge. The number of Units attributed to your Annuity will be decreased and the Unit Price of each unit of the Sub-accounts in which you invested will be increased. The adjustment in the number of units and unit price will not affect your Account Value. Beginning on that date, your Account Value will be determined based on the change in the value of Units that reflect the Insurance Charge and any other optional benefits that you have elected.

Termination of Optional Benefits: Except for the Guaranteed Minimum Income Benefit, the “Combination 5% Roll-up and Highest Anniversary Value Death Benefit” and the Highest Daily Value Death Benefit, which generally cannot be terminated by the owner once elected, if any optional benefit terminates, we will no longer deduct the charge we apply to purchase the optional benefit. Certain optional benefits may be added after you have purchased your Annuity. On the date a charge no longer applies or a charge for an optional benefit begins to be deducted, your Annuity will become subject to a different daily asset-based charge. This change may result in the number of Units attributed to your Annuity and the value of those Units being different than it was before the change; however, the adjustment in the number of Units and Unit Price will not affect your Account Value (although the change in charges that are deducted will affect your Account Value).

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TAX CONSIDERATIONS

The tax considerations associated with an Annuity vary depending on whether the contract is (i) owned by an individual or non-natural person, and not associated with a tax-favored retirement plan, or (ii) held under a tax-favored retirement plan. We discuss the tax considerations for these categories of contracts below. The discussion is general in nature and describes only federal income tax law (not state or other tax laws). It is based on current law and interpretations which may change. The information provided is not intended as tax advice. You should consult with a qualified tax advisor for complete information and advice. References to Purchase Payments below relate to the cost basis in your contract. Generally, the cost basis in a contract not associated with a tax-favored retirement plan is the amount you pay into your contract, or into annuities exchanged for your contract, on an after-tax basis less any withdrawals of such payments. Cost basis for a tax-favored retirement plan is provided only in limited circumstances, such as for contributions to a Roth IRA or nondeductible IRA.

The discussion below generally assumes that the Annuity is issued to the Annuity Owner. For Annuities issued under the Beneficiary Continuation Option or as a Beneficiary Annuity, refer to the Taxes Payable by Beneficiaries for Nonqualified Annuity Contracts and Required Distributions Upon Your Death for Qualified Annuity Contracts in this Tax Considerations section.

Same Sex Couples

The summary that follows includes a description of certain spousal rights under the contract and our administration of such spousal rights and related tax reporting. Prior to a recent Supreme Court decision, and consistent with Section 3 of the federal Defense of Marriage Act (“DOMA”), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in United States v. Windsor, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing for federal law purposes a valid same sex marriage. The Windsor decision means that the favorable tax benefits afforded by the federal tax law to an opposite sex spouse under the Internal Revenue Code (IRC) are now available to a same sex spouse.

On August 29, 2013, the Internal Revenue Service (“IRS”) issued guidance on its position regarding same sex marriages for federal tax purposes. If a couple is married in a jurisdiction (including a foreign country) that recognizes same sex marriages, that marriage will be recognized for all federal tax purposes regardless of the law in the jurisdiction where they reside. However, the IRS did not recognize civil unions and registered domestic partnerships as marriages for federal tax purposes. Currently, if a state does not recognize a civil union or a registered domestic partnership as a marriage, it is not a marriage for federal tax purposes.

There are several unanswered questions regarding the scope and impact of the Windsor case both as to the application of federal and state tax law. Absent further guidance from a state to the contrary, we will tax report and withhold at the state level consistent with the characterization of a given transaction under federal tax law (for example, a tax free rollover).

Please consult with your tax or legal advisor before electing the Spousal Benefit for a same sex spouse or civil union partner.

NONQUALIFIED ANNUITY CONTRACTS

In general, as used in this prospectus, a Nonqualified Annuity is owned by an individual or non-natural person and is not associated with a tax-favored retirement plan.

Taxes Payable by You

We believe the Annuity is an annuity contract for tax purposes. Accordingly, as a general rule, you should not pay any tax until you receive money under the contract. Generally, annuity contracts issued by the same company (and affiliates) to you during the same calendar year must be treated as one annuity contract for purposes of determining the amount subject to tax under the rules described below. Charges for investment advisory fees that are taken from the contract are treated as a partial withdrawal from the contract and will be reported as such to the contract Owner.

It is possible that the Internal Revenue Service (IRS) could assert that some or all of the charges for the optional living benefits under the contract should be treated for federal income tax purposes as a partial withdrawal from the contract. If this were the case, the charge for this benefit could be deemed a withdrawal and treated as taxable to the extent there are earnings in the contract. Additionally, for Owners under age 59 1/2, the taxable income attributable to the charge for the benefit could be subject to a tax penalty. If the IRS determines that the charges for one or more benefits under the contract are taxable withdrawals, then the sole or surviving Owner will be provided with a notice from us describing available alternatives regarding these benefits.

You must commence annuity payments or surrender your Annuity no later than the first day of the calendar month next following the maximum Annuity date for your Annuity. For some of our contracts, you are able to choose to defer the Annuity Date beyond the default Annuity date described in your Annuity. However, the IRS may not then consider your contract to be an annuity under the tax law.

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Taxes on Withdrawals and Surrender

If you make a withdrawal from your contract or surrender it before annuity payments begin, the amount you receive will be taxed as ordinary income, rather than as return of Purchase Payments, until all gain has been withdrawn. Once all gain has been withdrawn, payments will be treated as a nontaxable return of Purchase Payments until all Purchase Payments have been returned. After all Purchase Payments are returned, all subsequent amounts will be taxed as ordinary income. You will generally be taxed on any withdrawals from the contract while you are alive even if the withdrawal is paid to someone else. Withdrawals under any of the optional living benefits or as a systematic payment are taxed under these rules. If you assign or pledge all or part of your contract as collateral for a loan, the part assigned generally will be treated as a withdrawal and subject to income tax to the extent of gain. If you transfer your contract for less than full consideration, such as by gift, you will also trigger tax on any gain in the contract. This rule does not apply if you transfer the contract to your spouse or under most circumstances if you transfer the contract incident to divorce.

If you choose to receive payments under an interest payment option, or a Beneficiary chooses to receive a death benefit under an interest payment option, that election will be treated, for tax purposes, as surrendering your Annuity and will immediately subject any gain in the contract to income tax.

Taxes on Annuity Payments

A portion of each annuity payment you receive will be treated as a partial return of your Purchase Payments and will not be taxed. The remaining portion will be taxed as ordinary income. Generally, the nontaxable portion is determined by multiplying the annuity payment you receive by a fraction, the numerator of which is your Purchase Payments (less any amounts previously received tax-free) and the denominator of which is the total expected payments under the contract. After the full amount of your Purchase Payments has been recovered tax-free, the full amount of the annuity payments will be taxable. If annuity payments stop due to the death of the Annuitant before the full amount of your Purchase Payments have been recovered, a tax deduction may be allowed for the unrecovered amount.

If your Account Value is reduced to zero but the Annuity remains in force due to a benefit provision, further distributions from the Annuity will be reported as annuity payments, using an exclusion ratio based upon the undistributed purchase payments in the Annuity and the total value of the anticipated future payments until such time as all Purchase Payments have been recovered.

Please refer to your Annuity contract for the maximum Annuity Date, also described above.

Partial Annuitization

Individuals may partially annuitize their nonqualified annuity if the contract so permits. The tax law allows for a portion of a nonqualified annuity, endowment or life insurance contract to be annuitized while the balance is not annuitized. The annuitized portion must be paid out over 10 or more years or over the lives of one or more individuals. The annuitized portion of the contract is treated as a separate contract for purposes of determining taxability of the payments under IRC section 72. We do not currently permit partial annuitization.

Medicare Tax on Net Investment Income

The Patient Protection and Affordable Care Act, also known as the 2010 Health Care Act, included a new Medicare tax on investment income. This new tax, which became effective in 2013, assesses a 3.8% surtax on the lesser of (1) net investment income or (2) the excess of “modified adjusted gross income” over a threshold amount. The “threshold amount” is $250,000 for married taxpayers filing jointly, $125,000 for married taxpayers filing separately, $200,000 for single taxpayers, and approximately $12,000 for trusts. The taxable portion of payments received as a withdrawal, surrender, annuity payment, death benefit payment or any other actual or deemed distribution under the contract will be considered investment income for purposes of this surtax.

Tax Penalty for Early Withdrawal from a Nonqualified Annuity Contract

You may owe a 10% tax penalty on the taxable part of distributions received from your Nonqualified Annuity contract before you attain age 59 1/2. Amounts are not subject to this tax penalty if:

■	the amount is paid on or after you reach age 59 1/2 or die;
■	the amount received is attributable to your becoming disabled;
■

generally the amount paid or received is in the form of substantially equal payments (as defined in the Code) not less frequently than annually (please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years and modification of payments during that time period will result in retroactive application of the 10% tax penalty); or

■	the amount received is paid under an immediate annuity contract (in which annuity payments begin within one year of purchase).

Other exceptions to this tax may apply. You should consult your tax advisor for further details.

Special Rules in Relation to Tax-free Exchanges Under Section 1035

Section 1035 of the Code permits certain tax-free exchanges of a life insurance, annuity or endowment contract for an annuity, including tax-free exchanges of annuity death benefits for a Beneficiary Annuity. Partial surrenders may be treated in the same way as tax-free 1035 exchanges of entire contracts, therefore avoiding current taxation of the partially exchanged amount as well as the 10% tax penalty on pre-age 59 1/2 withdrawals. In Revenue Procedure 2011-38, the IRS has indicated that, for exchanges on or after

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October 24, 2011, where there is a surrender or distribution from either the initial annuity contract or receiving annuity contract within 180 days of the date on which the partial exchange was completed, the IRS will apply general tax rules to determine the substance and treatment of the original transfer. We strongly urge you to discuss any transaction of this type with your tax advisor before proceeding with the transaction.

If an Annuity is purchased through a tax-free exchange of a life insurance, annuity or endowment contract that was purchased prior to August 14, 1982, then any Purchase Payments made to the original contract prior to August 14, 1982 will be treated as made to the new contract prior to that date. Generally, such pre-August 14, 1982 withdrawals are treated as a recovery of your investment in the contract first until Purchase Payments made before August 14, 1982 are withdrawn. Moreover, income allocable to Purchase Payments made before August 14, 1982, is not subject to the 10% tax penalty.

Taxes Payable by Beneficiaries for Nonqualified Annuity Contracts

The Death Benefit options are subject to ordinary income tax to the extent the distribution exceeds the cost basis in the contract. The value of the Death Benefit, as determined under federal law, is also included in the Owner’s estate for federal estate tax purposes. Generally, the same tax rules described above would also apply to amounts received by your Beneficiary. Choosing an option other than a lump sum Death Benefit may defer taxes. Certain minimum distribution requirements apply upon your death, as discussed further below in the Annuity Qualification section. Tax consequences to the Beneficiary vary depending upon the Death Benefit payment option selected. Generally, for payment of the Death Benefit

■	As a lump sum payment: the Beneficiary is taxed in the year of payment on gain in the contract.
■	Within 5 years of death of Owner: the Beneficiary is taxed as amounts are withdrawn (in this case gain is treated as being distributed first).
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Under an annuity or annuity settlement option with distribution beginning within one year of the date of death of the Owner: the Beneficiary is taxed on each payment (part will be treated as gain and part as return of Purchase Payments).

Considerations for Contingent Annuitants: We may allow the naming of a contingent Annuitant when a Nonqualified Annuity contract is held by a pension plan or a tax favored retirement plan, or held by a Custodial Account (as defined earlier in this prospectus). In such a situation, the Annuity may no longer qualify for tax deferral where the Annuity contract continues after the death of the Annuitant. However, tax deferral should be provided instead by the pension plan, tax favored retirement plan, or Custodial Account. We may also allow the naming of a contingent annuitant when a Nonqualified Annuity contract is held by an entity owner when such contracts do not qualify for tax deferral under the current tax law. This does not supersede any benefit language which may restrict the use of the contingent annuitant.

Reporting and Withholding on Distributions

Taxable amounts distributed from an Annuity are subject to federal and state income tax reporting and withholding. In general, we will withhold federal income tax from the taxable portion of such distribution based on the type of distribution. In the case of an annuity or similar periodic payment, we will withhold as if you are a married individual with three (3) exemptions unless you designate a different withholding status. If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default. In the case of all other distributions, we will withhold at a 10% rate. You may generally elect not to have tax withheld from your payments. An election out of withholding must be made on forms that we provide. If you are a U.S. person (including resident alien), and your address of record is a non-U.S. address, we are required to withhold income tax unless you provide us with a U.S. residential address.

State income tax withholding rules vary and we will withhold based on the rules of your State of residence. Special tax rules apply to withholding for nonresident aliens, and we generally withhold income tax for nonresident aliens at a 30% rate. A different withholding rate may be applicable to a nonresident alien based on the terms of an existing income tax treaty between the United States and the nonresident alien’s country. Please refer to the discussion below regarding withholding rules for a Qualified Annuity.

Regardless of the amount withheld by us, you are liable for payment of federal and state income tax on the taxable portion of annuity distributions. You should consult with your tax advisor regarding the payment of the correct amount of these income taxes and potential liability if you fail to pay such taxes.

Entity Owners

Where a contract is held by a non-natural person (e.g. a corporation), other than as an agent or nominee for a natural person (or in other limited circumstances), the contract will not be taxed as an annuity and increases in the value of the contract over its cost basis will be subject to tax annually.

Where a contract is issued to a Charitable Remainder Trust (CRT), the contract will not be taxed as an annuity and increases in the value of the contract over its cost basis will be subject to tax annually. As there are charges for the optional living benefits described elsewhere in this prospectus, and such charges reduce the contract value of the Annuity, trustees of the CRT should discuss with their legal advisors whether election of such optional living benefits violates their fiduciary duty to the remainder beneficiary.

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Where a contract is issued to a trust, and such trust is characterized as a grantor trust under the Code, such contract shall not be considered to be held by a non-natural person and will be subject to the tax reporting and withholding requirements generally applicable to a Nonqualified Annuity. At this time, we will not issue an Annuity to grantor trusts with multiple grantors.

At this time, we will not issue an Annuity to a grantor trust where the Grantor is not also the Annuitant. Where a previously issued contract was structured so that it is owned by a grantor trust but the Annuitant is not the grantor, then the contract is required to terminate upon the death of the grantor of the trust if the grantor pre-deceases the Annuitant under Section 72(s) of the Code. Under this circumstance, the contract value will be paid out to the trust and it is not eligible for the death benefit provided under the contract.

Annuity Qualification

Diversification And Investor Control. In order to qualify for the tax rules applicable to annuity contracts described above, the assets underlying the Sub-accounts of an Annuity must be diversified, according to certain rules under the Internal Revenue Code. Each portfolio is required to diversify its investments each quarter so that no more than 55% of the value of its assets is represented by any one investment, no more than 70% is represented by any two investments, no more than 80% is represented by any three investments, and no more than 90% is represented by any four investments. Generally, securities of a single issuer are treated as one investment and obligations of each U.S. Government agency and instrumentality (such as the Government National Mortgage Association) are treated as issued by separate issuers. In addition, any security issued, guaranteed or insured (to the extent so guaranteed or insured) by the United States or an instrumentality of the U.S. will be treated as a security issued by the U.S. Government or its instrumentality, where applicable. We believe the Portfolios underlying the variable Investment Options of the Annuity meet these diversification requirements.

An additional requirement for qualification for the tax treatment described above is that we, and not you as the contract Owner, must have sufficient control over the underlying assets to be treated as the Owner of the underlying assets for tax purposes. While we also believe these investor control rules will be met, the Treasury Department may promulgate guidelines under which a variable annuity will not be treated as an annuity for tax purposes if persons with ownership rights have excessive control over the investments underlying such variable annuity. It is unclear whether such guidelines, if in fact promulgated, would have retroactive effect. It is also unclear what effect, if any, such guidelines might have on transfers between the Investment Options offered pursuant to this prospectus. We reserve the right to take any action, including modifications to your Annuity or the Investment Options, required to comply with such guidelines if promulgated. Any such changes will apply uniformly to affected Owners and will be made with such notice to affected Owners as is feasible under the circumstances.

Required Distributions Upon Your Death for Nonqualified Annuity Contracts. Upon your death, certain distributions must be made under the contract. The required distributions depend on whether you die before you start taking annuity payments under the contract or after you start taking annuity payments under the contract. If you die on or after the Annuity Date, the remaining portion of the interest in the contract must be distributed at least as rapidly as under the method of distribution being used as of the date of death. If you die before the Annuity Date, the entire interest in the contract must be distributed within 5 years after the date of death, or as periodic payments over a period not extending beyond the life or life expectancy of the designated Beneficiary (provided such payments begin within one year of your death). Your designated Beneficiary is the person to whom benefit rights under the contract pass by reason of death, and must be a natural person in order to elect a periodic payment option based on life expectancy or a period exceeding five years. Additionally, if the Annuity is payable to (or for the benefit of) your surviving spouse, that portion of the contract may be continued with your spouse as the Owner. For Nonqualified annuity contracts owned by a non-natural person, the required distribution rules apply upon the death of the Annuitant. This means that for a contract held by a non-natural person (such as a trust) for which there is named a co-annuitant, then such required distributions will be triggered by the death of the first co-annuitants to die.

Changes In Your Annuity. We reserve the right to make any changes we deem necessary to assure that your Annuity qualifies as an annuity contract for tax purposes. Any such changes will apply to all contract Owners and you will be given notice to the extent feasible under the circumstances.

QUALIFIED ANNUITY CONTRACTS

In general, as used in this prospectus, a Qualified Annuity is an Annuity contract with applicable endorsements for a tax-favored plan or a Nonqualified Annuity contract held by a tax-favored retirement plan.

The following is a general discussion of the tax considerations for Qualified Annuity contracts. This Annuity may or may not be available for all types of the tax-favored retirement plans discussed below. This discussion assumes that you have satisfied the eligibility requirements for any tax-favored retirement plan. Please consult your Financial Professional prior to purchase to confirm if this contract is available for a particular type of tax-favored retirement plan or whether we will accept the type of contribution you intend for this contract.

A Qualified annuity may typically be purchased for use in connection with:

■	Individual retirement accounts and annuities (IRAs), including inherited IRAs (which we refer to as a Beneficiary IRA), which are subject to Sections 408(a) and 408(b) of the Code;

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■	Roth IRAs, including inherited Roth IRAs (which we refer to as a Beneficiary Roth IRA) under Section 408A of the Code;
■	A corporate Pension or Profit-sharing plan (subject to 401(a) of the Code);
■	H.R. 10 plans (also known as Keogh Plans, subject to 401(a) of the Code)
■	Tax Sheltered Annuities (subject to 403(b) of the Code, also known as Tax Deferred Annuities or TDAs);
■	Section 457 plans (subject to 457 of the Code).

A Nonqualified annuity may also be purchased by a 401(a) trust or custodial IRA or Roth IRA account, or a Section 457 plan, which can hold other permissible assets. The terms and administration of the trust or custodial account or plan in accordance with the laws and regulations for 401(a) plans, IRAs or Roth IRAs, or a Section 457 plan, as applicable, are the responsibility of the applicable trustee or custodian.

You should be aware that tax favored plans such as IRAs generally provide income tax deferral regardless of whether they invest in annuity contracts. This means that when a tax favored plan invests in an annuity contract, it generally does not result in any additional tax benefits (such as income tax deferral and income tax free transfers).

Types of Tax-favored Plans

IRAs. If you buy an Annuity for use as an IRA, we will provide you a copy of the prospectus and contract. The “IRA Disclosure Statement” and “Roth IRA Disclosure Statement” which accompany the prospectus contain information about eligibility, contribution limits, tax particulars, and other IRA information. In addition to this information (some of which is summarized below), the IRS requires that you have a “Free Look” after making an initial contribution to the contract. During this time, you can cancel the Annuity by notifying us in writing, and we will refund all of the Purchase Payments under the Annuity (or, if provided by applicable state law, the amount credited under the Annuity, if greater), less any applicable federal and state income tax withholding.

Contributions Limits/Rollovers. Subject to the minimum Purchase Payment requirements of an Annuity, you may purchase an Annuity for an IRA in connection with a “rollover” of amounts from a qualified retirement plan, as a transfer from another IRA, by making a contribution consisting of your IRA contributions and catch-up contributions, if applicable, attributable to the prior year during the period from January 1 to April 15 (or the applicable due date of your federal income tax return, without extension), or as a current year contribution. In 2014 the contribution limit is $5,500. The contribution amount is indexed for inflation. The tax law also provides for a catch-up provision for individuals who are age 50 and above, allowing these individuals an additional $1,000 contribution each year. The catch-up amount is not indexed for inflation.

The “rollover” rules under the Code are fairly technical; however, an individual (or his or her surviving spouse) may generally “roll over” certain distributions from tax favored retirement plans (either directly or within 60 days from the date of these distributions) if he or she meets the requirements for distribution. Once you buy an Annuity, you can make regular IRA contributions under the Annuity (to the extent permitted by law). However, if you make such regular IRA contributions, you should note that you will not be able to treat the contract as a “conduit IRA”, which means that you will not retain possible favorable tax treatment if you subsequently “roll over” the contract funds originally derived from a qualified retirement plan or TDA into another Section 401(a) plan or TDA.

In some circumstances, non-spouse Beneficiaries may roll over to an IRA amounts due from qualified plans, 403(b) plans, and governmental 457(b) plans. However, the rollover rules applicable to non-spouse Beneficiaries under the Code are more restrictive than the rollover rules applicable to Owner/participants and spouse Beneficiaries. Generally, non-spouse Beneficiaries may roll over distributions from tax favored retirement plans only as a direct rollover, and if permitted by the plan. For plan years beginning after December 31, 2009, employer retirement plans are required to permit non-spouse Beneficiaries to roll over funds to an inherited IRA. An inherited IRA must be directly rolled over from the employer plan or transferred from an IRA and must be titled in the name of the deceased (i.e., John Doe deceased for the benefit of Jane Doe). No additional contributions can be made to an inherited IRA. In this prospectus, an inherited IRA is also referred to as a Beneficiary Annuity.

Required Provisions. Contracts that are IRAs (or endorsements that are part of the contract) must contain certain provisions:

■	You, as Owner of the contract, must be the “Annuitant” under the contract (except in certain cases involving the division of property under a decree of divorce);
■	Your rights as Owner are non-forfeitable;
■	You cannot sell, assign or pledge the contract;
■	The annual contribution you pay cannot be greater than the maximum amount allowed by law, including catch-up contributions if applicable (which does not include any rollover amounts);
■	The date on which required minimum distributions must begin cannot be later than April 1st of the calendar year after the calendar year you turn age 70 1/2; and
■	Death and annuity payments must meet Required Minimum Distribution rules described below.

Usually, the full amount of any distribution from an IRA (including a distribution from this contract) which is not a rollover is taxable. As taxable income, these distributions are subject to the general tax withholding rules described earlier regarding a Nonqualified Annuity. In addition to this normal tax liability, you may also be liable for the following, depending on your actions:

■	A 10% early withdrawal penalty described below;

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■	Liability for “prohibited transactions” if you, for example, borrow against the value of an IRA; or
■	Failure to take a Required Minimum Distribution, also described below.

SEPs. SEPs are a variation on a standard IRA, and contracts issued to a SEP must satisfy the same general requirements described under IRAs (above). There are, however, some differences:

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If you participate in a SEP, you generally do not include in income any employer contributions made to the SEP on your behalf up to the lesser of (a) $52,000 in 2014, or (b) 25% of your taxable compensation paid by the contributing employer (not including the employer’s SEP contribution as compensation for these purposes). However, for these purposes, compensation in excess of certain limits established by the IRS will not be considered. In 2014, this limit is $260,000;

■	SEPs must satisfy certain participation and nondiscrimination requirements not generally applicable to IRAs; and
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SEPs that contain a salary reduction or “SARSEP” provision prior to 1997 may permit salary deferrals up to $17,500 in 2014 with the employer making these contributions to the SEP. However, no new “salary reduction” or “SARSEPs” can be established after 1996. Individuals participating in a SARSEP who are age 50 or above by the end of the year will be permitted to contribute an additional $5,500 in 2014. These amounts are indexed for inflation. Not all Annuities issued by us are available for SARSEPs. You will also be provided the same information, and have the same “Free Look” period, as you would have if you purchased the contract for a standard IRA.

ROTH IRAs. The “Roth IRA Disclosure Statement” contains information about eligibility, contribution limits, tax particulars and other Roth IRA information. Like standard IRAs, income within a Roth IRA accumulates tax-free, and contributions are subject to specific limits. Roth IRAs have, however, the following differences:

■	Contributions to a Roth IRA cannot be deducted from your gross income;
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“Qualified distributions” from a Roth IRA are excludable from gross income. A “qualified distribution” is a distribution that satisfies two requirements: (1) the distribution must be made (a) after the Owner of the IRA attains age 59 1/2; (b) after the Owner’s death; (c) due to the Owner’s disability; or (d) for a qualified first time homebuyer distribution within the meaning of Section 72(t)(2)(F) of the Code; and (2) the distribution must be made in the year that is at least five tax years after the first year for which a contribution was made to any Roth IRA established for the Owner or five years after a rollover, transfer, or conversion was made from a traditional IRA to a Roth IRA. Distributions from a Roth IRA that are not qualified distributions will be treated as made first from contributions and then from earnings and earnings will be taxed generally in the same manner as distributions from a traditional IRA.

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If eligible (including meeting income limitations and earnings requirements), you may make contributions to a Roth IRA after attaining age 70 1/2, and distributions are not required to begin upon attaining such age or at any time thereafter.

Subject to the minimum Purchase Payment requirements of an Annuity, you may purchase an Annuity for a Roth IRA in connection with a “rollover” of amounts of another traditional IRA, SEP, SIMPLE-IRA, employer sponsored retirement plan (under sections 401(a) or 403(b) of the Code) or Roth IRA; or, if you meet certain income limitations, by making a contribution consisting of your Roth IRA contributions and catch-up contributions, if applicable, attributable to the prior year during the period from January 1 to April 15 (or the applicable due date of your federal income tax return, without extension), or as a current year contribution. The Code permits persons who receive certain qualifying distributions from such non-Roth IRAs, to directly rollover or make, within 60 days, a “rollover” of all or any part of the amount of such distribution to a Roth IRA which they establish. The conversion of non-Roth accounts triggers current taxation (but is not subject to a 10% early distribution penalty). Once an Annuity has been purchased, regular Roth IRA contributions will be accepted to the extent permitted by law. In addition, an individual receiving an eligible rollover distribution from a designated Roth account under an employer plan may roll over the distribution to a Roth IRA even if the individual is not eligible to make regular contributions to a Roth IRA. Non-spouse Beneficiaries receiving a distribution from an employer sponsored retirement plan under sections 401(a) or 403(b) of the Code can also directly roll over contributions to a Roth IRA. However, it is our understanding of the Code that non-spouse Beneficiaries cannot “rollover” benefits from a traditional IRA to a Roth IRA.

TDAs. In general, you may own a Tax Deferred Annuity (also known as a TDA, Tax Sheltered Annuity (TSA), 403(b) plan or 403(b) annuity) if you are an employee of a tax-exempt organization (as defined under Code Section 501(c)(3)) or a public educational organization, and you may make contributions to a TDA so long as your employer maintains such a plan and your rights to the annuity are non-forfeitable. Contributions to a TDA, and any earnings, are not taxable until distribution. You may also make contributions to a TDA under a salary reduction agreement, generally up to a maximum of $17,500 in 2014. Individuals participating in a TDA who are age 50 or above by the end of the year will be permitted to contribute an additional $5,500 in 2014. This amount is indexed for inflation. Further, you may roll over TDA amounts to another TDA or an IRA. You may also roll over TDA amounts to a qualified retirement plan, a SEP and a 457 government plan. A contract may generally only qualify as a TDA if distributions of salary deferrals (other than “grandfathered” amounts held as of December 31, 1988) may be made only on account of:

■	Your attainment of age 59 1/2;
■	Your severance of employment;
■	Your death;
■	Your total and permanent disability; or
■	Hardship (under limited circumstances, and only related to salary deferrals, not including earnings attributable to these amounts).

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In any event, you must begin receiving distributions from your TDA by April 1st of the calendar year after the calendar year you turn age 70 1/2 or retire, whichever is later. These distribution limits do not apply either to transfers or exchanges of investments under the contract, or to any “direct transfer” of your interest in the contract to another employer’s TDA plan or mutual fund “custodial account” described under Code Section 403(b)(7). Employer contributions to TDAs are subject to the same general contribution, nondiscrimination, and minimum participation rules applicable to “qualified” retirement plans.

Caution: Under IRS regulations we can accept contributions, transfers and rollovers only if we have entered into an information-sharing agreement, or its functional equivalent, with the applicable employer or its agent. In addition, in order to comply with the regulations, we will only process certain transactions (e.g., transfers, withdrawals, hardship distributions and, if applicable, loans) with employer approval. This means that if you request one of these transactions we will not consider your request to be in Good Order, and will not therefore process the transaction, until we receive the employer’s approval in written or electronic form.

Required Minimum Distributions and Payment Options

If you hold the contract under an IRA (or other tax-favored plan), Required Minimum Distribution rules must be satisfied. This means that generally payments must start by April 1 of the year after the year you reach age 70 1/2 and must be made for each year thereafter. For a TDA or a 401(a) plan for which the participant is not a greater than 5% Owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner’s lifetime. The amount of the payment must at least equal the minimum required under the IRS rules. Several choices are available for calculating the minimum amount. More information on the mechanics of this calculation is available on request. Please contact us at a reasonable time before the IRS deadline so that a timely distribution is made. Please note that there is a 50% tax penalty on the amount of any required minimum distribution not made in a timely manner. Required Minimum Distributions are calculated based on the sum of the Account Value and the actuarial value of any additional living and death benefits from optional riders that you have purchased under the contract. As a result, the Required Minimum Distributions may be larger than if the calculation were based on the Account Value only, which may in turn result in an earlier (but not before the required beginning date) distribution of amounts under the Annuity and an increased amount of taxable income distributed to the Annuity Owner, and a reduction of payments under the living and death benefit optional riders.

You can use the Minimum Distribution option to satisfy the Required Minimum Distribution rules for an Annuity without either beginning annuity payments or surrendering the Annuity. We will distribute to you the Required Minimum Distribution amount, less any other partial withdrawals that you made during the year. Such amount will be based on the value of the contract as of December 31 of the prior year, but is determined without regard to other contracts you may own.

Although the IRS rules determine the required amount to be distributed from your IRA each year, certain payment alternatives are still available to you. If you own more than one IRA, you can choose to satisfy your minimum distribution requirement for each of your IRAs by withdrawing that amount from any of your IRAs. If you inherit more than one IRA or more than one Roth IRA from the same Owner, similar rules apply.

Charitable IRA Distributions.

Prior law provided a charitable giving incentive permitting tax-free IRA distributions for charitable purposes. As of the beginning of 2014, this provision has expired and has not been extended. It is possible that Congress will extend this provision retroactively to include some or all of 2014.

For distributions in tax years beginning after 2005 and before 2014, these rules provided an exclusion from gross income, up to $100,000 for otherwise taxable IRA distributions from a traditional or Roth IRA that are qualified charitable distributions. To constitute a qualified charitable distribution, the distribution must be made (1) directly by the IRA trustee to certain qualified charitable organizations and (2) on or after the date the IRA owner attains age 70 1/2. Distributions that are excluded from income under this provision are not taken into account in determining the individual’s deductions, if any, for charitable contributions.

The IRS has indicated that an IRA trustee is not responsible for determining whether a distribution to a charity is one that satisfies the requirements of the charitable giving incentive. Per IRS instructions, we report these distributions as normal IRA distributions on Form 1099-R. Individuals are responsible for reflecting the distributions as charitable IRA distributions on their personal tax returns.

Required Distributions Upon Your Death for Qualified Annuity Contracts

Upon your death under an IRA, Roth IRA, 403(b) or other employer sponsored plan, the designated Beneficiary may generally elect to continue the contract and receive required minimum distributions under the contract instead of receiving the death benefit in a single payment. The available payment options will depend on whether you die before the date required minimum distributions under the Code were to begin, whether you have named a designated Beneficiary and whether that Beneficiary is your surviving spouse.

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If you die after a designated Beneficiary has been named, the death benefit must be distributed by December 31st of the year including the five year anniversary of the date of death, or as periodic payments not extending beyond the life or life expectancy of the designated Beneficiary (as long as payments begin by December 31st of the year following the year of death). However, if your surviving spouse is the Beneficiary, the death benefit can be paid out over the life or life expectancy of your spouse with

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such payments beginning no later than December 31st of the year following the year of death or December 31st of the year in which you would have reached age 70 1/2, whichever is later. Additionally, if the contract is payable to (or for the benefit of) your surviving spouse as sole primary beneficiary, the contract may be continued with your spouse as the Owner.

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If you die before a designated Beneficiary is named and before the date required minimum distributions must begin under the Code, the death benefit must be paid out by December 31st of the year including the five year anniversary of the date of death. For contracts where multiple Beneficiaries have been named and at least one of the Beneficiaries does not qualify as a designated Beneficiary and the account has not been divided into separate accounts by December 31st of the year following the year of death, such contract is deemed to have no designated Beneficiary. A designated Beneficiary may elect to apply the rules for no designated Beneficiary if those would provide a smaller payment requirement.

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If you die before a designated Beneficiary is named and after the date required minimum distributions must begin under the Code, the death benefit must be paid out at least as rapidly as under the method then in effect. For contracts where multiple Beneficiaries have been named and at least one of the Beneficiaries does not qualify as a designated Beneficiary and the account has not been divided into separate accounts by December 31st of the year following the year of death, such contract is deemed to have no designated Beneficiary. A designated Beneficiary may elect to apply the rules for no designated Beneficiary if those would provide a smaller payment requirement.

A Beneficiary has the flexibility to take out more each year than mandated under the required minimum distribution rules.

Until withdrawn, amounts in a Qualified Annuity contract continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the required minimum distribution rules, are subject to tax. You may wish to consult a professional tax advisor for tax advice as to your particular situation.

For a Roth IRA, if death occurs before the entire interest is distributed, the death benefit must be distributed under the same rules applied to IRAs where death occurs before the date required minimum distributions must begin under the Code.

Tax Penalty for Early Withdrawals from Qualified Annuity Contracts

You may owe a 10% tax penalty on the taxable part of distributions received from an IRA, SEP, Roth IRA, TDA or qualified retirement plan before you attain age 59 1/2. Amounts are not subject to this tax penalty if:

■	the amount is paid on or after you reach age 59 1/2 or die;
■	the amount received is attributable to your becoming disabled; or
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generally the amount paid or received is in the form of substantially equal payments (as defined in the Code) not less frequently than annually. (Please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years. Modification of payments or additional contributions to the contract during that time period will result in retroactive application of the 10% tax penalty.)

Other exceptions to this tax may apply. You should consult your tax advisor for further details.

Withholding

We will withhold federal income tax at the rate of 20% for any eligible rollover distribution paid by us to or for a plan participant, unless such distribution is “directly” rolled over into another qualified plan, IRA (including the IRA variations described above), SEP, 457 government plan or TDA. An eligible rollover distribution is defined under the tax law as a distribution from an employer plan under 401(a), a TDA or a 457 governmental plan, excluding any distribution that is part of a series of substantially equal payments (at least annually) made over the life expectancy of the employee or the joint life expectancies of the employee and his designated Beneficiary, any distribution made for a specified period of 10 years or more, any distribution that is a required minimum distribution and any hardship distribution. Regulations also specify certain other items which are not considered eligible rollover distributions. We will not withhold for payments made from trustee owned contracts or for payments under a 457 plan. For all other distributions, unless you elect otherwise, we will withhold federal income tax from the taxable portion of such distribution at an appropriate percentage. The rate of withholding on annuity payments where no mandatory withholding is required is determined on the basis of the withholding certificate that you file with us. If you do not file a certificate, we will automatically withhold federal taxes on the following basis:

■	For any annuity payments not subject to mandatory withholding, you will have taxes withheld by us as if you are a married individual, with 3 exemptions
■	If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default; and
■	For all other distributions, we will withhold at a 10% rate.

We will provide you with forms and instructions concerning the right to elect that no amount be withheld from payments in the ordinary course. However, you should know that, in any event, you are liable for payment of federal income taxes on the taxable portion of the distributions, and you should consult with your tax advisor to find out more information on your potential liability if you fail to pay such taxes. There may be additional state income tax withholding requirements.

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ERISA Requirements

ERISA (the “Employee Retirement Income Security Act of 1974”) and the Code prevent a fiduciary and other “parties in interest” with respect to a plan (and, for these purposes, an IRA would also constitute a “plan”) from receiving any benefit from any party dealing with the plan, as a result of the sale of the contract. Administrative exemptions under ERISA generally permit the sale of insurance/annuity products to plans, provided that certain information is disclosed to the person purchasing the contract. This information has to do primarily with the fees, charges, discounts and other costs related to the contract, as well as any commissions paid to any agent selling the contract. Information about any applicable fees, charges, discounts, penalties or adjustments may be found in the applicable sections of this prospectus. Information about sales representatives and commissions may be found in the sections of this prospectus addressing distribution of the Annuities.

Other relevant information required by the exemptions is contained in the contract and accompanying documentation.

Please consult with your tax advisor if you have any questions about ERISA and these disclosure requirements.

Spousal Consent Rules for Retirement Plans – Qualified Contracts

If you are married at the time your payments commence, you may be required by federal law to choose an income option that provides survivor annuity income to your spouse, unless your spouse waives that right. Similarly, if you are married at the time of your death, federal law may require all or a portion of the Death Benefit to be paid to your spouse, even if you designated someone else as your Beneficiary. A brief explanation of the applicable rules follows. For more information, consult the terms of your retirement arrangement.

Defined Benefit Plans and Money Purchase Pension Plans. If you are married at the time your payments commence, federal law requires that benefits be paid to you in the form of a “qualified joint and survivor annuity” (QJSA), unless you and your spouse waive that right, in writing. Generally, this means that you will receive a reduced payment during your life and, upon your death, your spouse will receive at least one-half of what you were receiving for life. You may elect to receive another income option if your spouse consents to the election and waives his or her right to receive the QJSA. If your spouse consents to the alternative form of payment, your spouse may not receive any benefits from the plan upon your death. Federal law also requires that the plan pay a Death Benefit to your spouse if you are married and die before you begin receiving your benefit. This benefit must be available in the form of an annuity for your spouse’s lifetime and is called a “qualified pre-retirement survivor annuity” (QPSA). If the plan pays Death Benefits to other Beneficiaries, you may elect to have a Beneficiary other than your spouse receive the Death Benefit, but only if your spouse consents to the election and waives his or her right to receive the QPSA. If your spouse consents to the alternate Beneficiary, your spouse will receive no benefits from the plan upon your death. Any QPSA waiver prior to your attaining age 35 will become null and void on the first day of the calendar year in which you attain age 35, if still employed.

Defined Contribution Plans (including 401(k) Plans and ERISA 403(b) Annuities). Spousal consent to a distribution is generally not required. Upon your death, your spouse will receive the entire Death Benefit, even if you designated someone else as your Beneficiary, unless your spouse consents in writing to waive this right. Also, if you are married and elect an annuity as a periodic income option, federal law requires that you receive a QJSA (as described above), unless you and your spouse consent to waive this right.

IRAs, non-ERISA 403(b) Annuities, and 457 Plans. Spousal consent to a distribution usually is not required. Upon your death, any Death Benefit will be paid to your designated Beneficiary.

Gifts and Generation-skipping Transfers

If you transfer your contract to another person for less than adequate consideration, there may be gift tax consequences in addition to income tax consequences. Also, if you transfer your contract to a person two or more generations younger than you (such as a grandchild or grandniece) or to a person that is more than 37 1/2 years younger than you, there may be generation-skipping transfer tax consequences.

Additional Information

For additional information about federal tax law requirements applicable to IRAs and Roth IRAs, see the IRA Disclosure Statement or Roth IRA Disclosure Statement, as applicable.

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GENERAL INFORMATION

HOW WILL I RECEIVE STATEMENTS AND REPORTS?

We send any statements and reports required by applicable law or regulation to you at your last known address of record. You should therefore give us prompt notice of any address change. We reserve the right, to the extent permitted by law and subject to your prior consent, to provide any prospectus, prospectus supplements, confirmations, statements and reports required by applicable law or regulation to you through our Internet Website at www.prudentialannuities.com or any other electronic means, including diskettes or CD ROMs. We generally send a confirmation statement to you each time a financial transaction is made affecting Account Value, such as making additional purchase payments, transfers, exchanges or withdrawals. We may also send quarterly statements detailing the activity affecting your Annuity during the calendar quarter. We may confirm regularly scheduled transactions, including, but not limited to, the Annual Maintenance Fee, Systematic Withdrawals (including 72(t) and 72(q) payments and required minimum distributions), electronic funds transfer, Dollar Cost Averaging, and static rebalancing, in quarterly statements instead of confirming them immediately. You should review the information in these statements carefully. You may request additional reports or copies of reports previously sent. We reserve the right to charge up to $50 for each such additional or previously sent report. We will also send an annual report and a semi-annual report containing applicable financial statements for the Portfolios to Owners or, with your prior consent, make such documents available electronically through our Internet Website or other electronic means.

WHO IS PRUDENTIAL ANNUITIES?

Prudential Annuities Life Assurance Corporation, a Prudential Financial Company, (“Prudential Annuities”) is a stock life insurance company incorporated under the laws of Arizona as of August 31, 2013, formerly incorporated in Connecticut, and is domiciled in Arizona, formerly Connecticut, with licenses in all 50 states, District of Columbia and Puerto Rico. Prudential Annuities is a wholly-owned subsidiary of Prudential Annuities, Inc., whose ultimate parent is Prudential Financial, Inc. Prudential Annuities markets through and in conjunction with registered broker-dealers.

Prudential Annuities offers a wide array of annuities, including (1) deferred variable annuities that are registered with the SEC, including fixed interest rate annuities that are offered as a companion to certain of our variable annuities and are registered because of their market value adjustment feature and (2) fixed annuities that are not registered with the SEC. In addition, Prudential Annuities has in force a relatively small block of variable life insurance policies and immediate variable annuities, but it no longer actively sells such policies.

No company other than Prudential Annuities has any legal responsibility to pay amounts that it owes under its annuity and variable life insurance contracts. Among other things, this means that where you participate in an optional living benefit or death benefit and the value of that benefit (e.g., the Protected Withdrawal for Highest Daily Lifetime 6 Plus) exceeds your current Account Value, you would rely solely on the ability of the issuing insurance company to make payments under the benefit out of its own assets. Prudential Financial, however, exercises significant influence over the operations and capital structure of Prudential Annuities.

Pursuant to the delivery obligations under Section 5 of the Securities Act of 1933 and Rule 159 thereunder, Prudential Annuities Life Assurance Corporation delivers this prospectus to current contract owners that reside outside of the United States.

Prudential Annuities conducts the bulk of its operations through staff employed by it or by affiliated companies within the Prudential Financial family. Certain discrete functions have been delegated to non-affiliates that could be deemed “service providers” under the Investment Company Act of 1940. The entities engaged by Prudential Annuities may change over time. As of December 31, 2013, non-affiliated entities that could be deemed service providers to Prudential Annuities and/or an affiliated insurer within the Prudential Annuities business unit consisted of the following: Alliance-One Services Inc. (administration of variable life policies) located at 55 Hartland Street, East Hartford CT 06108, Broadridge Investor Communication Solutions, Inc. (proxy services and regulatory mailings), 51 Mercedes Way, Edgewood, NY 11717, Depository Trust & Clearing Corporation (clearing and settlement services), 55 Water Street, 26th Floor, New York, NY 10041, Diversified Information Technologies Inc. (records management and administration of annuity contracts), 123 Wyoming Avenue, Scranton, PA 18503, ExlService Holdings, Inc., (administration of annuity contracts), 350 Park Avenue, 10th Floor, New York, NY 10022, National Financial Services (clearing and settlement services) 82 Devonshire Street Boston, MA 02109, NEPS, LLC (composition, printing, and mailing of contracts and benefit documents), 12 Manor Parkway, Salem, NJ 03079, Pershing LLC (order-entry systems provider), One Pershing Plaza, Jersey City, NJ 07399.

WHAT ARE SEPARATE ACCOUNTS?

The separate accounts are where Prudential Annuities sets aside and invests the assets of some of our annuities. These separate accounts were established under the laws of the State of Connecticut. The assets of each separate account are held in the name of Prudential Annuities, and legally belong to us. Prudential Annuities Life Assurance Corporation segregates the Separate Account assets from all of its other assets. Thus, Separate Account assets that are held in support of the contracts are not chargeable with liabilities arising out of any other business we may conduct. Thus, income, gains and losses from assets allocated to a separate account are credited to or charged against each such separate account, without regard to other income, gains, or losses of Prudential Annuities or of any other of our separate accounts. The obligations under the Annuities are those of Prudential Annuities, which is the issuer of the Annuities and the depositor of the separate accounts. More detailed information about Prudential Annuities, including its audited consolidated financial statements, is provided in the Statement of Additional Information.

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Separate Account B

During the accumulation period, the assets supporting obligations based on allocations to the Sub-accounts are held in Sub-accounts of Prudential Annuities Life Assurance Corporation Variable Account B, also referred to as “Separate Account B”.

Separate Account B was established by us pursuant to Connecticut law on November 25, 1987. Separate Account B also holds assets of other annuities issued by us with values and benefits that vary according to the investment performance of Separate Account B.

Effective August 31, 2013, Prudential Annuities Life Assurance Corporation changed its domicile from Connecticut to Arizona. As a result of this change, the Arizona Department of Insurance is our principal regulatory authority and all of our separate accounts, including Separate Account B, will now be operated in accordance with the laws of Arizona.

Separate Account B consists of multiple Sub-accounts. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. The name of each Sub-account generally corresponds to the name of the underlying Portfolio. Each Sub-account in Separate Account B may have several different Unit Prices to reflect the Insurance Charge, Distribution Charge (when applicable) and the charges for any optional benefits that are offered under the Annuities issued by us through Separate Account B. Separate Account B is registered with the SEC under the Investment Company Act of 1940 (“Investment Company Act”) as a unit investment trust, which is a type of investment company. The SEC does not supervise investment policies, management or practices of Separate Account B. We may offer new Sub-accounts, eliminate Sub-accounts, or combine Sub-accounts at our sole discretion. We may also close Sub-accounts to additional purchase payments on existing Annuities or close Sub-accounts for Annuities purchased on or after specified dates. We will first notify you and receive any necessary SEC and/or state approval before making such a change. If an underlying mutual fund is liquidated, we will ask you to reallocate any amount in the liquidated fund. If you do not reallocate these amounts, we will reallocate such amounts only in accordance with SEC pronouncements and only after obtaining an order from the SEC, if required. If investment in the Portfolios or a particular Portfolio is no longer possible, in our discretion becomes inappropriate for purposes the Annuity, or for any other rationale in our sole judgment, we may substitute another portfolio or investment portfolios without your consent. The substituted portfolio may have different fees and expenses. Substitution may be made with respect to existing investments or the investment of future Purchase Payments, or both. However, we will not make such substitution without any required approval of the SEC and any applicable state insurance departments. In addition, we may close Portfolios to allocation of Purchase Payments or Account Value, or both, at any time in our sole discretion. We do not control the underlying mutual funds, so we cannot guarantee that any of those funds will always be available.

If you are enrolled in a Dollar Cost Averaging, Asset Rebalancing, or comparable programs while an underlying fund merger, substitution or liquidation takes place, unless otherwise noted in any communication from us, your Account Value invested in such underlying fund will be transferred automatically to the designated surviving fund in the case of mergers, the replacement fund in the case of substitutions, and an available Money Market Fund in the case of fund liquidations. Your enrollment instructions will be automatically updated to reflect the surviving fund, the replacement fund or a Money Market Fund for any continued and future investments.

Values and benefits based on allocations to the Sub-accounts will vary with the investment performance of the underlying mutual funds or fund portfolios, as applicable. We do not guarantee the investment results of any Sub-account. Your Account Value allocated to the Sub-accounts may increase or decrease. You bear the entire investment risk. There is no assurance that the Account Value of your Annuity will equal or be greater than the total of the purchase payments you make to us.

Separate Account D

During the accumulation period, assets supporting our obligations based on Fixed Allocations are held in Prudential Annuities Life Assurance Corporation Separate Account D, also referred to as “Separate Account D”. Such obligations are based on the fixed interest rates we credit to Fixed Allocations and the terms of the Annuities. These obligations do not depend on the investment performance of the assets in Separate Account D. Separate Account D was established by us pursuant to Connecticut law. Based on our redomestication from Connecticut to Arizona, however, all our Separate Accounts, including Separate Account D, will be operated in accordance with the laws of Arizona, effective August 31, 2013.

There are no units in Separate Account D. The Fixed Allocations are guaranteed by our general account. An Annuity Owner who allocates a portion of their Account Value to Separate Account D does not participate in the investment gain or loss on assets maintained in Separate Account D. Such gain or loss accrues solely to us. We retain the risk that the value of the assets in Separate Account D may drop below the reserves and other liabilities we must maintain. Should the value of the assets in Separate Account D drop below the reserve and other liabilities we must maintain in relation to the annuities supported by such assets, we will transfer assets from our general account to Separate Account D to make up the difference. We have the right to transfer to our general account any assets of Separate Account D in excess of such reserves and other liabilities. We maintain assets in Separate Account D supporting a number of annuities we offer.

We may employ investment managers to manage the assets maintained in Separate Account D. Each manager we employ is responsible for investment management of a different portion of Separate Account D. From time to time additional investment managers may be employed or investment managers may cease being employed. We are under no obligation to employ or continue to employ any investment manager(s) and have sole discretion over the investment managers we retain.

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We are not obligated to invest according to specific guidelines or strategies except as may be required by Arizona and other state insurance laws.

WHAT IS THE LEGAL STRUCTURE OF THE UNDERLYING FUNDS?

Each underlying mutual fund is registered as an open-end management investment company under the Investment Company Act. Shares of the underlying mutual fund portfolios are sold to separate accounts of life insurance companies offering variable annuity and variable life insurance products. The shares may also be sold directly to qualified pension and retirement plans.

Voting Rights

We are the legal owner of the shares of the underlying mutual funds in which the Sub-accounts invest. However, under SEC rules, you have voting rights in relation to Account Value maintained in the Sub-accounts. If an underlying mutual fund portfolio requests a vote of shareholders, we will vote our shares based on instructions received from Owners with Account Value allocated to that Sub-account. Owners have the right to vote an amount equal to the number of shares attributable to their contracts. If we do not receive voting instructions in relation to certain shares, we will vote those shares in the same manner and proportion as the shares for which we have received instructions. This voting procedure is sometimes referred to as “mirror voting” because, as indicated in the immediately preceding sentence, we mirror the votes that are actually cast, rather than decide on our own how to vote. We will also “mirror vote” shares within the separate account that are owned directly by us or by an affiliate. In addition, because all the shares of a given mutual fund held within our separate account are legally owned by us, we intend to vote all of such shares when that underlying fund seeks a vote of its shareholders. As such, all such shares will be counted towards whether there is a quorum at the underlying fund’s shareholder meeting and towards the ultimate outcome of the vote. Thus, under “mirror voting,” it is possible that the votes of a small percentage of contractholders who actually vote will determine the ultimate outcome. We will furnish those Owners who have Account Value allocated to a Sub-account whose underlying mutual fund portfolio has requested a “proxy” vote with proxy materials and the necessary forms to provide us with their voting instructions. Generally, you will be asked to provide instructions for us to vote on matters such as changes in a fundamental investment strategy, adoption of a new investment advisory agreement, or matters relating to the structure of the underlying mutual fund that require a vote of shareholders.

Advanced Series Trust (the “Trust”) has obtained an exemption from the Securities and Exchange Commission that permits its co-investment advisers, AST Investment Services, Inc. and Prudential Investments LLC, subject to approval by the Board of Trustees of the Trust, to change sub-advisors for a Portfolio and to enter into new sub-advisory agreements, without obtaining shareholder approval of the changes. This exemption (which is similar to exemptions granted to other investment companies that are organized in a similar manner as the Trust) is intended to facilitate the efficient supervision and management of the sub-advisors by AST Investment Services, Inc., Prudential Investments LLC and the Trustees. The exemption does not apply to the AST Franklin Templeton Founding Funds Allocation Portfolio; shareholder approval of new subadvisory agreements for this Portfolio only is required. The Trust is required, under the terms of the exemption, to provide certain information to shareholders following these types of changes. We may add new Sub-accounts that invest in a series of underlying funds other than the Trust. Such series of funds may have a similar order from the SEC. You also should review the prospectuses for the other underlying funds in which various Sub-accounts invest as to whether they have obtained similar orders from the SEC.

Material Conflicts

It is possible that differences may occur between companies that offer shares of an underlying mutual fund portfolio to their respective separate accounts issuing variable annuities and/or variable life insurance products. Differences may also occur surrounding the offering of an underlying mutual fund portfolio to variable life insurance policies and variable annuity contracts that we offer. Under certain circumstances, these differences could be considered “material conflicts,” in which case we would take necessary action to protect persons with voting rights under our variable annuity contracts and variable life insurance policies against persons with voting rights under other insurance companies’ variable insurance products. If a “material conflict” were to arise between owners of variable annuity contracts and variable life insurance policies issued by us we would take necessary action to treat such persons equitably in resolving the conflict. “Material conflicts” could arise due to differences in voting instructions between owners of variable life insurance and variable annuity contracts of the same or different companies. We monitor any potential conflicts that may exist.

Service Fees Payable to Prudential Annuities

Prudential Annuities and/or our affiliates receive substantial payments from certain underlying portfolios and/or related entities. Those payments may include Rule 12b-1 fees, administrative fees and “revenue sharing” payments. Rule 12b-1 fees compensate our affiliated principal underwriter for a variety of services, including distribution services. Administrative fees compensate us for providing administrative services with respect to owners invested indirectly in the portfolio, including recordkeeping services and the mailing of prospectuses and reports. We may also receive “revenue sharing” payments, which are payments from investment advisers or other service providers to the portfolios. Some fees, such as Rule 12b-1 are paid directly by the portfolio, and some fees are paid by service providers to the portfolios. In any case, however, the existence of these payments tends to increase the overall cost of investing in the portfolios. Because these payments are made to us, allocations you make to the underlying portfolios benefit us financially. In selecting portfolios available under the annuity, we consider the payments made to us.

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Effective February 25, 2013, most AST Portfolios adopted a Rule 12b-1 fee. Prior to that fee, most AST Portfolios had an administrative services fee. The Rule 12b-1 fee compensates us and our affiliates for shareholder servicing, administrative, distribution and other services. We also receive “revenue sharing” payments from the advisers to the underlying portfolios. As of March 1, 2013, the maximum combined fees and revenue sharing payments we receive with respect to a portfolio are equal to an annual rate of 0.55% the average assets allocated to the portfolio under the Annuity. These agreements may be different for each underlying mutual fund whose portfolios are offered as Sub-accounts. We expect to make a profit on these fees and payments.

In addition, an investment adviser, sub-adviser or distributor of the underlying Portfolios may also compensate us by providing reimbursement, defraying the costs of, or paying directly for, among other things, marketing and/or administrative services and/or other services they provide in connection with the Annuity. These services may include, but are not limited to: sponsoring or co-sponsoring various promotional, educational or marketing meetings and seminars attended by distributors, wholesalers, and/or broker dealer firms’ registered representatives, and creating marketing material discussing the contract, available options, and underlying Portfolios. The amounts paid depend on the nature of the meetings, the number of meetings attended by the adviser, sub-adviser, or distributor, the number of participants and attendees at the meetings, the costs expected to be incurred, and the level of the adviser’s, sub-adviser’s or distributor’s participation. These payments or reimbursements may not be offered by all advisers, sub-advisers, or distributor and the amounts of such payments may vary between and among each adviser, sub-adviser and distributor depending on their respective participation.

During 2013, with regard to amounts that were paid under the kinds of arrangements described immediately above, the amounts ranged from approximately $1,102.17 to approximately $228,242.01. These amounts may have been paid to one or more Prudential-affiliated insurers issuing individual variable annuities.

WHO DISTRIBUTES ANNUITIES OFFERED BY PRUDENTIAL ANNUITIES?

Prudential Annuities Distributors, Inc. (PAD), a wholly-owned subsidiary of Prudential Annuities, Inc., is the distributor and principal underwriter of the Annuities offered through this prospectus. PAD acts as the distributor of a number of annuity and life insurance products and the AST Portfolios. PAD’s principal business address is One Corporate Drive, Shelton, Connecticut 06484. PAD is registered as a broker-dealer under the Securities Exchange Act of 1934 (Exchange Act), and is a member of the Financial Industry Regulatory Authority (FINRA).

Each Annuity is offered on a continuous basis. PAD enters into distribution agreements with broker-dealers who are registered under the Exchange Act and with entities that may offer the Annuities but are exempt from registration (“firms”). Applications for each Annuity are solicited by registered representatives of those firms. In addition, PAD may offer the Annuities directly to potential purchasers.

Prudential Annuities sells its annuity products through multiple distribution channels, including (1) independent broker-dealer firms and financial planners; (2) broker-dealers that are members of the New York Stock Exchange, including “wirehouse” and regional broker-dealer firms; and (3) broker-dealers affiliated with banks or that specialize in marketing to customers of banks. Although we are active in each of those distribution channels, the majority of our sales have come from the independent broker-dealer firms and financial planners. On June 1, 2006, The Prudential Insurance Company of America, an affiliate of Prudential Annuities, acquired the variable annuity business of The Allstate Corporation (“Allstate”), which included exclusive access to the Allstate affiliated broker-dealer until May 31, 2009. We began selling variable annuities through the Allstate affiliated broker-dealer registered representatives in the third quarter of 2006.

Under the selling agreements, commissions are paid to firms on sales of the Annuities according to one or more schedules. The registered representative will receive a portion of the compensation, depending on the practice of his or her firm. Commissions are generally based on a percentage of purchase payments made, up to a maximum of 7.0% for ASAP III, 6.0% for XT6, 5.5% for APEX II and 2.0% for ASL II. Alternative compensation schedules are available that generally provide a lower initial commission plus ongoing quarterly compensation based on all or a portion of the Account Value. We may also provide compensation to the distributing firm for providing ongoing service to you in relation to your Annuity. Commissions and other compensation paid in relation to your Annuity do not result in any additional charge to you or to the Separate Account.

In addition, in an effort to promote the sale of our products (which may include the placement of Prudential Annuities and/or the Annuities on a preferred or recommended company or product list and/or access to the firm’s registered representatives), we or PAD may enter into compensation arrangements with certain broker-dealer firms with respect to certain or all registered representatives of such firms under which such firms may receive separate compensation or reimbursement for, among other things, training of sales personnel and/or marketing and/or administrative services and/or other services they provide. These services may include, but are not limited to: educating customers of the firm on the Annuity’s features; conducting due diligence and analysis, providing office access, operations and systems support; holding seminars intended to educate the firm’s registered representatives and make them more knowledgeable about the Annuities; providing a dedicated marketing coordinator; providing priority sales desk support; and providing expedited marketing compliance approval. To the extent permitted by FINRA rules and other applicable laws and regulations, PAD may pay or allow other promotional incentives or payments in the form of cash or non-cash compensation (e.g., gifts, occasional meals and entertainment, sponsorship of training and due diligence events). These arrangements may not be offered

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to all firms and the terms of such arrangements may differ between firms. In addition, we or our affiliates may provide such compensation, payments and/or incentives to firms arising out of the marketing, sale and/or servicing of variable annuities or life insurance offered by different Prudential business units.

A list of the firms to whom Prudential Annuities pays an amount under these arrangements is provided below. You should note that firms and individual registered representatives and branch managers within some firms participating in one of these compensation arrangements might receive greater compensation for selling the Annuities than for selling a different annuity that is not eligible for these compensation arrangements. While compensation is generally taken into account as an expense in considering the charges applicable to an annuity product, any such compensation will be paid by us or PAD and will not result in any additional charge to you. Overall compensation paid to the distributing firm does not exceed, based on actuarial assumptions, 8.5% of the total purchase payments made. Your registered representative can provide you with more information about the compensation arrangements that apply upon the sale of the Annuity. Further information about the firms that are part of these compensation arrangements appears in the Statement of Additional Information, which is available without charge upon request.

We or PAD also may compensate third-party vendors, for services that such vendors render to broker-dealer firms. To the extent permitted by the FINRA rules and other applicable laws and regulations, PAD may pay or allow other promotional incentives or payments in the forms of cash or non-cash compensation. These arrangements may not be offered to all firms and the terms of such arrangements may differ between firms.

The list below identifies three general types of payments that PAD pays to registered broker-dealers and firms which are broadly defined as follows:

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Percentage Payments based upon “Assets under Management” or “AUM”: This type of payment is a percentage payment that is based upon assets, subject to certain criteria, in certain Prudential Annuities products.

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Percentage Payments based upon sales: This type of payment is a percentage payment that is based upon the total amount of money received as purchase payments under Prudential Annuities annuity products sold through the firm.

■	Fixed Payments: These types of payments are made directly to or in sponsorship of the firm.

Examples of arrangements under which such payments may be made currently include, but are not limited to: sponsorships, conferences (national, regional and top producer), speaker fees, promotional items and reimbursements to firms for marketing activities or services paid by the firms and/or their registered representatives. The amount of these payments varies widely because some payments may encompass only a single event, such as a conference, and others have a much broader scope. In addition, we may make payments periodically during the relationship for systems, operational and other support.

The list below includes the names of the firms that we are aware (as of December 31, 2013) received payment with respect to our annuity business during 2013 (or as to which a payment amount was accrued during 2013). The firms listed below include those receiving payments in connection with marketing of products issued by Prudential Annuities Life Assurance Corporation. Your registered representative can provide you with more information about the compensation arrangements that apply upon request. During 2013, the least amount paid, and greatest amount paid, were $2.41 and $6,772,615.62, respectively.

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Cetera Financial Specialists

Cetera Investment Services

CFD Investments, Inc.

Commonwealth Financial Network

Crown Capital Securities, L.P.

CUNA Brokerage Svcs, Inc.

CUSO Financial Services, L.P.

Equity Services, Inc.

First Allied Securities Inc

FSC Securities Corp.

Gary Goldberg & Co., Inc.

Geneos Wealth Management, Inc.

H. Beck, Inc.

Hantz Financial Services, Inc.

ING Financial Partners, LLC

Invest Financial Corporation

Investacorp

Investment Centers of America

Investment Professionals

Investors Capital Corporation

Janney Montgomery Scott, LLC.

Legend Equities Corporation

Lincoln Financial Advisors

Lincoln Financial Securities Corporation

Lincoln Investment Planning

LPL Financial Corporation

LPL Financial Corporation (OAP)

M Holdings Securities, Inc

MetLife

Mutual Service Corporation

National Planning Corporation

Next Financial Group, Inc.

NFP Securities, Inc.

PNC Investments, LLC

ProEquities

Questar Capital Corporation

Raymond James & Associates

Raymond James Financial Services

RBC Capital Markets Corporation

Robert W. Baird & Co., Inc.

Royal Alliance Associates

SagePoint Financial, Inc.

Sammons Securities Co., LLC

Securian Financial Services, Inc.

Securities America, Inc.

Securities Service Network

Sigma Financial Corporation

Signator Investors, Inc.

SII Investments, Inc.

Spelman & Co., Inc.

Stifel Nicolaus & Co.

Summit Brokerage Services, Inc

TFS Securities, Inc.

The Investment Center

TransAmerica Financial Advisors, Inc.

Triad Advisors, Inc.

UBS Financial Services, Inc.

United Planners Financial Services.

Wall Street Financial Group

Waterstone Financial Group Inc

Wells Fargo Advisors LLC

Wells Fargo Advisors LLC – Wealth

Wells Fargo Investments LLC

Woodbury Financial Services

World Group Securities, Inc.

WRP Investments, Inc

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Prudential Annuities Life Assurance Corporation incorporates by reference into the prospectus its latest annual report on Form 10-K filed pursuant to Section 13(a) or Section 15(d) of the Exchange Act since the end of the fiscal year covered by its latest annual report. In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act also are incorporated into the prospectus by reference. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into the prospectus but not delivered with the prospectus. Such information will be provided upon written or oral request at no cost to the requester by writing to Prudential Annuities Life Assurance Corporation, One Corporate Drive, Shelton, CT 06484 or by calling 888-PRU-2888. We file periodic reports as required under the Securities Exchange Act of 1934. The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-202-551-8090. The SEC maintains an Internet site that contains reports, proxy, and information statements, and other information regarding issuers that file electronically with the SEC (see http://www.sec.gov). Our internet address is http://www.prudentialannuities.com.

FINANCIAL STATEMENTS

The financial statements of the Separate Account and Prudential Annuities Life Assurance Corporation are included in the Statement of Additional Information.

HOW TO CONTACT US

Please communicate with us using the telephone number and addresses below for the purposes described. Failure to send mail to the proper address may result in a delay in our receiving and processing your request.

Prudential’s Customer Service Team

Call our Customer Service Team at 1-888-PRU-2888 during normal business hours.

Internet

Access information about your Annuity through our website: www.prudentialannuities.com

Correspondence Sent by Regular Mail

Prudential Annuity Service Center

P.O. Box 7960

Philadelphia, PA 19176

Correspondence Sent by Overnight, Certified or Registered Mail

Prudential Annuity Service Center

2101 Welsh Road

Dresher, PA 19025

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Name of Firm:

Correspondence sent by regular mail to our Service Center should be sent to the address shown above. Your correspondence will be picked up at this address and then delivered to our Service Center. Your correspondence is not considered received by us until it is received at our Service Center. Where this Prospectus refers to the day when we receive a purchase payment, request, election, notice, transfer or any other transaction request from you, we mean the day on which that item (or the last requirement needed for us to process that item) arrives in complete and proper form at our Service Center or via the appropriate telephone or fax number if the item is a type we accept by those means. There are two main exceptions: if the item arrives at our Service Center (1) on a day that is not a business day, or (2) after the close of a business day, then, in each case, we are deemed to have received that item on the next business day.

You can obtain account information by calling our automated response system and at www.prudentialannuities.com, our Internet Website. Our Customer Service representatives are also available during business hours to provide you with information about your account. You can request certain transactions through our telephone voice response system, our Internet Website or through a customer service representative. You can provide authorization for a third party, including your attorney-in-fact acting pursuant to a power of attorney or your Financial Professional, to access your account information and perform certain transactions on your account. You will need to complete a form provided by us which identifies those transactions that you wish to authorize via telephonic and electronic means and whether you wish to authorize a third party to perform any such transactions. Please note that unless you tell us otherwise, we deem that all transactions that are directed by your Financial Professional with respect to your Annuity have been authorized by you. We require that you or your representative provide proper identification before performing transactions over the telephone or through our Internet Website. This may include a Personal Identification Number (PIN) that will be provided to you upon issue of your Annuity or you may establish or change your PIN by calling our automated response system and at www.prudentialannuities.com, our Internet Website. Any third party that you authorize to perform financial transactions on your account will be assigned a PIN for your account.

Transactions requested via telephone are recorded. To the extent permitted by law, we will not be responsible for any claims, loss, liability or expense in connection with a transaction requested by telephone or other electronic means if we acted on such transaction instructions after following reasonable procedures to identify those persons authorized to perform transactions on your Annuity using verification methods which may include a request for your Social Security number, PIN or other form of electronic identification. We may be liable for losses due to unauthorized or fraudulent instructions if we did not follow such procedures.

Prudential Annuities does not guarantee access to telephonic, facsimile, Internet or any other electronic information or that we will be able to accept transaction instructions via such means at all times. Regular and/or express mail will be the only means by which we will accept transaction instructions when telephonic, facsimile, Internet or any other electronic means are unavailable or delayed. Prudential Annuities reserves the right to limit, restrict or terminate telephonic, facsimile, Internet or any other electronic transaction privileges at any time.

INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL PROCEEDINGS

Litigation and Regulatory Matters

Prudential Annuities is subject to legal and regulatory actions in the ordinary course of our business. Pending legal and regulatory actions include proceedings specific to us and proceedings generally applicable to business practices in the industry in which we operate. Prudential Annuities is subject to class action lawsuits and other litigation involving a variety of issues and allegations involving sales practices, claims payments and procedures, premium charges, policy servicing and breach of fiduciary duty to customers. Prudential Annuities is also subject to litigation arising out of its general business activities, such as its investments, contracts, leases and labor and employment relationships, including claims of discrimination and harassment, and could be exposed to claims or litigation concerning certain business or process patents. In some of the pending legal and regulatory actions, plaintiffs are seeking large and/or indeterminate amounts, including punitive or exemplary damages. In addition, Prudential Annuities, along with other participants in the businesses in which we engage, may be subject from time to time to investigations, examinations and inquiries, in some cases industry-wide, concerning issues or matters upon which such regulators have determined to focus. In some of Prudential Annuities’ pending legal and regulatory actions, parties are seeking large and/or indeterminate amounts, including punitive or exemplary damages. The outcome of litigation or a regulatory matter, and the amount or range of potential loss at any particular time, is often inherently uncertain. The following is a summary of certain pending proceedings.

Prudential Annuities establishes accruals for litigation and regulatory matters when it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but the matter, if material, is disclosed, including matters discussed below. Prudential Annuities estimates that as of December 31, 2013, the aggregate range of reasonably possible losses in excess of accruals established for those litigation and regulatory matters for which such an estimate currently can be made is $0 to approximately $5.4 million. This estimate is not an indication of expected loss, if any, or Prudential Annuities’ maximum possible loss

219

exposure on such matters. Prudential Annuities reviews relevant information with respect to its litigation and regulatory matters on a quarterly and annual basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

In January 2013, a qui tam action on behalf of the State of Florida, Total Asset Recovery Services v. Met Life Inc., et al., Manulife Financial Corporation, et. al., Prudential Financial, Inc., The Prudential Insurance Company of America, and Prudential Insurance Agency, LLC, filed in the Circuit Court of Leon County, Florida, was served on The Prudential Insurance Company of America (“Prudential Insurance”). The complaint alleges that Prudential Insurance failed to escheat life insurance proceeds to the State of Florida in violation of the Florida False Claims Act and seeks injunctive relief, compensatory damages, civil penalties, treble damages, prejudgment interest, attorneys’ fees and costs. In March 2013, the Company filed a motion to dismiss the complaint. In August 2013, the court dismissed the complaint with prejudice. In September 2013, plaintiff filed an appeal with Florida’s Circuit Court of the Second Judicial Circuit in Leon County.

In January 2012, a Global Resolution Agreement entered into by Prudential Annuities and a third party auditor became effective upon its acceptance by the unclaimed property departments of 20 states and jurisdictions. Under the terms of the Global Resolution Agreement, the third party auditor acting on behalf of the signatory states will compare expanded matching criteria to the Social Security Master Death File (“SSMDF”) to identify deceased insureds and contract holders where a valid claim has not been made. In February 2012, a Regulatory Settlement Agreement entered into by Prudential Annuities to resolve a multi-state market conduct examination regarding its adherence to state claim settlement practices became effective upon its acceptance by the insurance departments of 20 states and jurisdictions. The Regulatory Settlement Agreement applies prospectively and requires Prudential Annuities to adopt and implement additional procedures comparing its records to the SSMDF to identify unclaimed death benefits and prescribes procedures for identifying and locating beneficiaries once deaths are identified. Substantially all other jurisdictions that are not signatories to the Global Resolution Agreement or the Regulatory Settlement Agreement have entered into similar agreements with Prudential Annuities.

Prudential Annuities is one of several companies subpoenaed by the New York Attorney General regarding its unclaimed property procedures. Additionally, the New York State Department of Financial Services (“NYDFS”) has requested that 172 life insurers (including Prudential Annuities) provide data to the NYDFS regarding use of the SSMDF. The New York Office of Unclaimed Funds is conducting an audit of Prudential Annuities’ compliance with New York’s unclaimed property laws. In February 2012, the Massachusetts Office of the Attorney General requested information regarding Prudential Annuities’ unclaimed property procedures. In December 2013, this matter was closed without prejudice. In May 2013, Prudential Annuities entered into a settlement agreement with the Minnesota Department of Commerce, Insurance Division, which requires Prudential Annuities to take additional steps to identify deceased insureds and contract holders where a valid claim has not been made.

Prudential Annuities’ litigation and regulatory matters are subject to many uncertainties, and given their complexity and scope, their outcome cannot be predicted. It is possible that Prudential Annuities’ results of operations or cash flow in a particular quarterly or annual period could be materially affected by an ultimate unfavorable resolution of pending litigation and regulatory matters depending, in part, upon the results of operations or cash flow for such period. In light of the unpredictability of Prudential Annuities’ litigation and regulatory matters, it is also possible that in certain cases an ultimate unfavorable resolution of one or more pending litigation or regulatory matters could have a material adverse effect on Prudential Annuities’ financial position. Management believes, however, that, based on information currently known to it, the ultimate outcome of all pending litigation and regulatory matters, after consideration of applicable reserves and rights to indemnification, is not likely to have a material adverse effect on Prudential Annuities’ financial position.

CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION

The following are the contents of the Statement of Additional Information:

General Information about Prudential Annuities

Prudential Annuities Life Assurance Corporation

Prudential Annuities Life Assurance Corporation Variable Account B

Prudential Annuities Life Assurance Corporation Separate Account D

Principal Underwriter/Distributor – Prudential Annuities Distributors, Inc.

How the Unit Price is Determined

Additional Information on Fixed Allocations

How We Calculate the Market Value Adjustment

General Information

Voting Rights

Modification

Deferral of Transactions

Misstatement of Age or Sex

Annuitization

Experts

Legal Experts

Financial Statements

220

APPENDIX A – CONDENSED FINANCIAL INFORMATION ABOUT SEPARATE ACCOUNT B

Separate Account B consists of multiple Sub-accounts that are available as investment options for the Prudential Annuities Annuities. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. All or some of these Sub-accounts are available as investment options for other variable annuities we offer pursuant to different prospectuses.

Unit Prices And Numbers Of Units. The following tables show for each Annuity: (a) the historical Unit Price, corresponding to the Annuity features bearing the highest and lowest combinations of asset-based charges*, as of the dates shown, for Units in each of the Sub-accounts of Separate Account B that are being offered pursuant to this Prospectus**; and (b) the number of Units outstanding for each such Sub-account as of the dates shown. The period for each year begins on January 1 and ends on December 31. Since November 18, 2002, we have been determining, on a daily basis, multiple Unit Prices for each Sub-account of Separate Account B. We compute multiple Unit Prices because several of our variable annuities invest in the same Sub-accounts, and these annuities deduct varying charges that correspond to each combination of the applicable Insurance Charge, Distribution Charge (when applicable) and the charges for each optional benefit. Where an asset-based charge corresponding to a particular Sub-account within a new annuity product is identical to that in the same Sub-account within an existing annuity, the Unit Price for the new annuity will be identical to that of the existing annuity. In such cases, we will for reference purposes depict, in the condensed financial information for the new annuity, Unit Prices of the existing annuity. To the extent a Sub-account commenced operations during a particular calendar year, the Unit Price as of the end of the period reflects only the partial year results from the commencement of operations until December 31st of the applicable year. When a Unit Price was first calculated for a particular Sub-account, we set the price of that Unit at $10.00 per Unit. Thereafter, Unit Prices vary based on market performance. Unit Prices and Units are provided for Sub-accounts that commenced operations prior to January 1, 2014.

*	Note: While a unit price is reflected for the maximum combination of asset based charges for each Sub-account, not all Sub-accounts are available if you elect certain optional benefits.
**	The remaining unit values appear in the Statement of Additional Information, which you may obtain free of charge by sending in the request form at the end of the Prospectus or contacting us at 1-888-PRU-2888.

ASAP III

Prudential Annuities Life Assurance Corporation

Prospectus

ACCUMULATION UNIT VALUES: With No Optional Benefits (1.25%)

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
ACCESS VP High Yield Fund
05/02/2005* to 12/31/2005	$10.00	$10.59	299,885
01/01/2006 to 12/31/2006	$10.59	$11.46	27,550
01/01/2007 to 12/31/2007	$11.46	$11.90	350,487
01/01/2008 to 12/31/2008	$11.90	$11.21	85,000
01/01/2009 to 12/31/2009	$11.21	$12.94	33,068
01/01/2010 to 12/31/2010	$12.94	$14.87	56,428
01/01/2011 to 12/31/2011	$14.87	$15.09	134,154
01/01/2012 to 12/31/2012	$15.09	$17.01	24,740
01/01/2013 to 12/31/2013	$17.01	$18.48	9,020
AST Academic Strategies Asset Allocation Portfolio
12/05/2005* to 12/31/2005	$10.00	$10.02	405,782
01/01/2006 to 12/31/2006	$10.02	$11.06	3,716,970
01/01/2007 to 12/31/2007	$11.06	$11.93	5,006,440
01/01/2008 to 12/31/2008	$11.93	$8.03	6,104,215
01/01/2009 to 12/31/2009	$8.03	$9.86	26,917,264
01/01/2010 to 12/31/2010	$9.86	$10.90	35,419,588
01/01/2011 to 12/31/2011	$10.90	$10.48	27,867,684
01/01/2012 to 12/31/2012	$10.48	$11.65	31,632,710
01/01/2013 to 12/31/2013	$11.65	$12.65	31,978,989

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Advanced Strategies Portfolio
03/20/2006* to 12/31/2006	$10.00	$10.69	795,953
01/01/2007 to 12/31/2007	$10.69	$11.56	1,509,134
01/01/2008 to 12/31/2008	$11.56	$8.02	2,921,992
01/01/2009 to 12/31/2009	$8.02	$9.99	11,833,477
01/01/2010 to 12/31/2010	$9.99	$11.22	16,518,077
01/01/2011 to 12/31/2011	$11.22	$11.09	13,916,989
01/01/2012 to 12/31/2012	$11.09	$12.44	16,310,593
01/01/2013 to 12/31/2013	$12.44	$14.32	17,307,512
AST Alger All-Cap Growth Portfolio
01/01/2004 to 12/31/2004	$6.06	$6.49	214,092
01/01/2005 to 12/02/2005	$6.49	$7.48	0
AST AllianceBernstein Growth + Value Portfolio
01/01/2004 to 12/31/2004	$8.89	$9.66	194,363
01/01/2005 to 12/02/2005	$9.66	$10.72	0
AST American Century Income & Growth Portfolio
01/01/2004 to 12/31/2004	$8.52	$9.48	613,910
01/01/2005 to 12/31/2005	$9.48	$9.79	626,417
01/01/2006 to 12/31/2006	$9.79	$11.30	579,491
01/01/2007 to 12/31/2007	$11.30	$11.15	493,545
01/01/2008 to 12/31/2008	$11.15	$7.18	440,398
01/01/2009 to 12/31/2009	$7.18	$8.35	1,506,808
01/01/2010 to 12/31/2010	$8.35	$9.39	2,225,396
01/01/2011 to 12/31/2011	$9.39	$9.60	1,745,553
01/01/2012 to 05/04/2012	$9.60	$10.45	0
AST AQR Emerging Markets Equity Portfolio
02/25/2013* to 12/31/2013	$10.00	$10.13	7,363
AST AQR Large-Cap Portfolio
04/29/2013* to 12/31/2013	$10.00	$11.67	2,950
AST Balanced Asset Allocation Portfolio
12/05/2005* to 12/31/2005	$10.00	$10.03	53,897
01/01/2006 to 12/31/2006	$10.03	$10.95	1,008,771
01/01/2007 to 12/31/2007	$10.95	$11.79	1,635,321
01/01/2008 to 12/31/2008	$11.79	$8.30	3,896,032
01/01/2009 to 12/31/2009	$8.30	$10.11	26,515,475
01/01/2010 to 12/31/2010	$10.11	$11.21	36,140,128
01/01/2011 to 12/31/2011	$11.21	$10.94	30,390,625
01/01/2012 to 12/31/2012	$10.94	$12.15	33,353,854
01/01/2013 to 12/31/2013	$12.15	$14.12	32,580,994
AST BlackRock Global Strategies Portfolio
05/02/2011* to 12/31/2011	$10.00	$9.19	574,642
01/01/2012 to 12/31/2012	$9.19	$10.16	990,484
01/01/2013 to 12/31/2013	$10.16	$11.12	1,435,345
AST BlackRock iShares ETF Portfolio
04/29/2013* to 12/31/2013	$10.00	$10.53	140,647

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Capital Growth Asset Allocation Portfolio
12/05/2005* to 12/31/2005	$10.00	$10.01	403,183
01/01/2006 to 12/31/2006	$10.01	$11.24	4,226,992
01/01/2007 to 12/31/2007	$11.24	$12.18	5,738,690
01/01/2008 to 12/31/2008	$12.18	$7.82	6,696,087
01/01/2009 to 12/31/2009	$7.82	$9.68	31,792,069
01/01/2010 to 12/31/2010	$9.68	$10.84	41,650,794
01/01/2011 to 12/31/2011	$10.84	$10.44	30,125,427
01/01/2012 to 12/31/2012	$10.44	$11.73	36,635,255
01/01/2013 to 12/31/2013	$11.73	$14.21	42,035,241
AST ClearBridge Dividend Growth Portfolio formerly, AST Clearbridge Dividend Growth Portfolio
02/25/2013* to 12/31/2013	$10.00	$11.70	62,740
AST Cohen & Steers Realty Portfolio
01/01/2004 to 12/31/2004	$16.17	$22.03	281,181
01/01/2005 to 12/31/2005	$22.03	$24.98	223,265
01/01/2006 to 12/31/2006	$24.98	$33.72	265,912
01/01/2007 to 12/31/2007	$33.72	$26.66	201,539
01/01/2008 to 12/31/2008	$26.66	$17.10	163,226
01/01/2009 to 12/31/2009	$17.10	$22.28	328,842
01/01/2010 to 12/31/2010	$22.28	$28.31	510,403
01/01/2011 to 12/31/2011	$28.31	$29.80	376,813
01/01/2012 to 12/31/2012	$29.80	$33.94	463,095
01/01/2013 to 12/31/2013	$33.94	$34.57	450,921
AST DeAm Small-Cap Value Portfolio
01/01/2004 to 12/31/2004	$10.89	$13.13	138,078
01/01/2005 to 12/31/2005	$13.13	$13.12	187,207
01/01/2006 to 12/31/2006	$13.12	$15.54	201,904
01/01/2007 to 12/31/2007	$15.54	$12.62	180,260
01/01/2008 to 07/18/2008	$12.62	$11.59	0
AST Defensive Asset Allocation Portfolio
04/29/2013* to 12/31/2013	$10.00	$9.72	303,073
AST Federated Aggressive Growth Portfolio
01/01/2004 to 12/31/2004	$8.33	$10.12	1,169,995
01/01/2005 to 12/31/2005	$10.12	$10.94	1,386,930
01/01/2006 to 12/31/2006	$10.94	$12.20	1,165,926
01/01/2007 to 12/31/2007	$12.20	$13.39	1,078,773
01/01/2008 to 12/31/2008	$13.39	$7.39	767,197
01/01/2009 to 12/31/2009	$7.39	$9.69	1,308,983
01/01/2010 to 12/31/2010	$9.69	$12.68	1,500,026
01/01/2011 to 12/31/2011	$12.68	$10.88	1,440,412
01/01/2012 to 12/31/2012	$10.88	$12.90	1,624,583
01/01/2013 to 12/31/2013	$12.90	$17.94	1,692,703
AST FI Pyramis® Asset Allocation Portfolio
11/19/2007* to 12/31/2007	$10.00	$10.00	7,406
01/01/2008 to 12/31/2008	$10.00	$7.19	357,647
01/01/2009 to 12/31/2009	$7.19	$8.61	4,494,394
01/01/2010 to 12/31/2010	$8.61	$9.64	5,446,761
01/01/2011 to 12/31/2011	$9.64	$9.28	3,985,768
01/01/2012 to 12/31/2012	$9.28	$10.41	5,011,567
01/01/2013 to 12/31/2013	$10.41	$12.26	5,891,470

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST First Trust Balanced Target Portfolio
03/20/2006* to 12/31/2006	$10.00	$10.61	563,523
01/01/2007 to 12/31/2007	$10.61	$11.38	1,273,685
01/01/2008 to 12/31/2008	$11.38	$7.36	2,512,483
01/01/2009 to 12/31/2009	$7.36	$9.00	13,285,906
01/01/2010 to 12/31/2010	$9.00	$10.17	18,069,778
01/01/2011 to 12/31/2011	$10.17	$9.89	14,621,843
01/01/2012 to 12/31/2012	$9.89	$10.80	16,149,940
01/01/2013 to 12/31/2013	$10.80	$12.24	16,127,379
AST Focus Four Plus Portfolio
07/21/2008* to 12/31/2008	$10.00	$7.49	330,061
01/01/2009 to 11/13/2009	$7.49	$8.40	0
AST Franklin Templeton Founding Funds Allocation Portfolio
04/30/2012* to 12/31/2012	$10.00	$10.78	21,787,715
01/01/2013 to 12/31/2013	$10.78	$13.25	22,443,796
AST Franklin Templeton Founding Funds Plus Portfolio
04/29/2013* to 12/31/2013	$10.00	$10.85	1,176,421
AST Global Real Estate Portfolio
07/21/2008* to 12/31/2008	$10.18	$6.12	18,489
01/01/2009 to 12/31/2009	$6.12	$8.17	392,443
01/01/2010 to 12/31/2010	$8.17	$9.70	703,230
01/01/2011 to 12/31/2011	$9.70	$9.10	496,999
01/01/2012 to 12/31/2012	$9.10	$11.39	678,965
01/01/2013 to 12/31/2013	$11.39	$11.74	726,338
AST Goldman Sachs Concentrated Growth Portfolio
01/01/2004 to 12/31/2004	$4.57	$4.68	733,920
01/01/2005 to 12/31/2005	$4.68	$4.77	657,831
01/01/2006 to 12/31/2006	$4.77	$5.18	791,152
01/01/2007 to 12/31/2007	$5.18	$5.84	1,134,004
01/01/2008 to 12/31/2008	$5.84	$3.44	756,326
01/01/2009 to 12/31/2009	$3.44	$5.08	2,674,512
01/01/2010 to 12/31/2010	$5.08	$5.53	3,127,898
01/01/2011 to 12/31/2011	$5.53	$5.25	2,222,540
01/01/2012 to 12/31/2012	$5.25	$6.20	2,485,564
01/01/2013 to 12/31/2013	$6.20	$7.95	2,301,474
AST Goldman Sachs Large-Cap Value Portfolio
01/01/2004 to 12/31/2004	$10.25	$11.24	4,119,501
01/01/2005 to 12/31/2005	$11.24	$11.63	5,200,125
01/01/2006 to 12/31/2006	$11.63	$13.46	3,863,961
01/01/2007 to 12/31/2007	$13.46	$13.98	3,567,122
01/01/2008 to 12/31/2008	$13.98	$8.19	2,148,857
01/01/2009 to 12/31/2009	$8.19	$9.64	3,356,527
01/01/2010 to 12/31/2010	$9.64	$10.74	3,792,800
01/01/2011 to 12/31/2011	$10.74	$10.02	2,403,875
01/01/2012 to 12/31/2012	$10.02	$11.84	2,347,900
01/01/2013 to 12/31/2013	$11.84	$15.62	3,172,056

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Goldman Sachs Mid-Cap Growth Portfolio
01/01/2004 to 12/31/2004	$3.87	$4.44	2,232,502
01/01/2005 to 12/31/2005	$4.44	$4.60	2,666,931
01/01/2006 to 12/31/2006	$4.60	$4.83	2,231,991
01/01/2007 to 12/31/2007	$4.83	$5.69	2,097,846
01/01/2008 to 12/31/2008	$5.69	$3.32	1,540,597
01/01/2009 to 12/31/2009	$3.32	$5.16	3,511,898
01/01/2010 to 12/31/2010	$5.16	$6.10	4,701,456
01/01/2011 to 12/31/2011	$6.10	$5.85	2,984,433
01/01/2012 to 12/31/2012	$5.85	$6.91	3,543,005
01/01/2013 to 12/31/2013	$6.91	$9.02	3,803,084
AST Goldman Sachs Multi-Asset Portfolio formerly, AST Horizon Moderate Asset Allocation Portfolio
11/19/2007* to 12/31/2007	$10.00	$10.17	0
01/01/2008 to 12/31/2008	$10.17	$7.62	580,121
01/01/2009 to 12/31/2009	$7.62	$9.28	10,277,818
01/01/2010 to 12/31/2010	$9.28	$10.23	15,177,989
01/01/2011 to 12/31/2011	$10.23	$10.05	13,203,096
01/01/2012 to 12/31/2012	$10.05	$10.93	13,851,569
01/01/2013 to 12/31/2013	$10.93	$11.85	12,668,648
AST Goldman Sachs Small-Cap Value Portfolio
05/01/2009* to 12/31/2009	$16.24	$20.94	421,295
01/01/2010 to 12/31/2010	$20.94	$26.21	766,856
01/01/2011 to 12/31/2011	$26.21	$26.22	545,711
01/01/2012 to 12/31/2012	$26.22	$29.96	718,499
01/01/2013 to 12/31/2013	$29.96	$41.07	746,802
AST Herndon Large-Cap Value Portfolio formerly, AST BlackRock Value Portfolio
01/01/2004 to 12/31/2004	$9.58	$11.18	191,637
01/01/2005 to 12/31/2005	$11.18	$12.07	242,790
01/01/2006 to 12/31/2006	$12.07	$14.51	524,592
01/01/2007 to 12/31/2007	$14.51	$14.50	421,188
01/01/2008 to 12/31/2008	$14.50	$8.98	486,765
01/01/2009 to 12/31/2009	$8.98	$10.49	858,302
01/01/2010 to 12/31/2010	$10.49	$11.64	1,078,324
01/01/2011 to 12/31/2011	$11.64	$11.44	864,374
01/01/2012 to 12/31/2012	$11.44	$12.81	1,095,404
01/01/2013 to 12/31/2013	$12.81	$17.03	1,093,521
AST High Yield Portfolio
01/01/2004 to 12/31/2004	$10.99	$12.06	957,756
01/01/2005 to 12/31/2005	$12.06	$12.04	873,439
01/01/2006 to 12/31/2006	$12.04	$13.12	1,019,726
01/01/2007 to 12/31/2007	$13.12	$13.28	683,986
01/01/2008 to 12/31/2008	$13.28	$9.76	483,533
01/01/2009 to 12/31/2009	$9.76	$13.07	1,798,628
01/01/2010 to 12/31/2010	$13.07	$14.65	1,948,092
01/01/2011 to 12/31/2011	$14.65	$14.93	1,565,537
01/01/2012 to 12/31/2012	$14.93	$16.78	1,557,475
01/01/2013 to 12/31/2013	$16.78	$17.76	1,226,395

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST International Growth Portfolio
01/01/2004 to 12/31/2004	$14.32	$16.42	1,953,908
01/01/2005 to 12/31/2005	$16.42	$18.90	2,113,594
01/01/2006 to 12/31/2006	$18.90	$22.58	1,664,525
01/01/2007 to 12/31/2007	$22.58	$26.55	1,428,930
01/01/2008 to 12/31/2008	$26.55	$13.05	942,837
01/01/2009 to 12/31/2009	$13.05	$17.43	1,310,930
01/01/2010 to 12/31/2010	$17.43	$19.71	1,459,929
01/01/2011 to 12/31/2011	$19.71	$16.95	915,042
01/01/2012 to 12/31/2012	$16.95	$20.14	876,174
01/01/2013 to 12/31/2013	$20.14	$23.68	1,198,831
AST International Value Portfolio
01/01/2004 to 12/31/2004	$5.86	$7.01	233,045
01/01/2005 to 12/31/2005	$7.01	$7.87	402,498
01/01/2006 to 12/31/2006	$7.87	$9.90	593,100
01/01/2007 to 12/31/2007	$9.90	$11.52	794,549
01/01/2008 to 12/31/2008	$11.52	$6.37	641,680
01/01/2009 to 12/31/2009	$6.37	$8.21	1,442,051
01/01/2010 to 12/31/2010	$8.21	$9.01	1,743,754
01/01/2011 to 12/31/2011	$9.01	$7.78	1,310,153
01/01/2012 to 12/31/2012	$7.78	$8.96	1,443,923
01/01/2013 to 12/31/2013	$8.96	$10.57	1,466,476
AST J.P. Morgan Global Thematic Portfolio
11/19/2007* to 12/31/2007	$10.00	$10.19	0
01/01/2008 to 12/31/2008	$10.19	$6.98	399,983
01/01/2009 to 12/31/2009	$6.98	$8.73	7,461,975
01/01/2010 to 12/31/2010	$8.73	$9.81	11,413,961
01/01/2011 to 12/31/2011	$9.81	$9.63	9,459,319
01/01/2012 to 12/31/2012	$9.63	$10.80	10,990,212
01/01/2013 to 12/31/2013	$10.80	$12.40	11,236,583
AST J.P. Morgan International Equity Portfolio formerly, AST JPMorgan International Equity Portfolio
01/01/2004 to 12/31/2004	$7.13	$8.24	553,542
01/01/2005 to 12/31/2005	$8.24	$9.04	1,051,555
01/01/2006 to 12/31/2006	$9.04	$10.96	1,002,727
01/01/2007 to 12/31/2007	$10.96	$11.84	985,495
01/01/2008 to 12/31/2008	$11.84	$6.85	614,606
01/01/2009 to 12/31/2009	$6.85	$9.20	1,827,855
01/01/2010 to 12/31/2010	$9.20	$9.73	2,492,453
01/01/2011 to 12/31/2011	$9.73	$8.73	1,670,674
01/01/2012 to 12/31/2012	$8.73	$10.51	1,947,918
01/01/2013 to 12/31/2013	$10.51	$11.98	2,070,280
AST J.P. Morgan Strategic Opportunities Portfolio
01/01/2004 to 12/31/2004	$8.71	$9.55	78,619
01/01/2005 to 12/31/2005	$9.55	$10.09	80,895
01/01/2006 to 12/31/2006	$10.09	$11.07	97,906
01/01/2007 to 12/31/2007	$11.07	$11.15	378,693
01/01/2008 to 12/31/2008	$11.15	$9.07	2,914,005
01/01/2009 to 12/31/2009	$9.07	$10.93	11,840,797
01/01/2010 to 12/31/2010	$10.93	$11.58	12,820,574
01/01/2011 to 12/31/2011	$11.58	$11.46	10,703,645
01/01/2012 to 12/31/2012	$11.46	$12.53	11,456,895
01/01/2013 to 12/31/2013	$12.53	$13.74	10,732,965

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Jennison Large-Cap Growth Portfolio
11/16/2009* to 12/31/2009	$10.08	$10.30	8,995
01/01/2010 to 12/31/2010	$10.30	$11.32	127,021
01/01/2011 to 12/31/2011	$11.32	$11.25	177,346
01/01/2012 to 12/31/2012	$11.25	$12.80	291,710
01/01/2013 to 12/31/2013	$12.80	$17.25	337,499
AST Jennison Large-Cap Value Portfolio
11/16/2009* to 12/31/2009	$10.15	$10.31	12,617
01/01/2010 to 12/31/2010	$10.31	$11.57	232,319
01/01/2011 to 12/31/2011	$11.57	$10.76	231,641
01/01/2012 to 12/31/2012	$10.76	$12.03	245,550
01/01/2013 to 12/31/2013	$12.03	$15.61	326,167
AST Large-Cap Value Portfolio
01/01/2004 to 12/31/2004	$8.99	$10.25	417,314
01/01/2005 to 12/31/2005	$10.25	$10.77	694,885
01/01/2006 to 12/31/2006	$10.77	$12.60	680,203
01/01/2007 to 12/31/2007	$12.60	$12.07	680,350
01/01/2008 to 12/31/2008	$12.07	$6.97	649,783
01/01/2009 to 12/31/2009	$6.97	$8.23	1,032,590
01/01/2010 to 12/31/2010	$8.23	$9.19	1,205,571
01/01/2011 to 12/31/2011	$9.19	$8.70	860,066
01/01/2012 to 12/31/2012	$8.70	$10.04	942,929
01/01/2013 to 12/31/2013	$10.04	$13.86	1,237,335
AST Loomis Sayles Large-Cap Growth Portfolio formerly, AST Marsico Capital Growth Portfolio
01/01/2004 to 12/31/2004	$8.46	$9.67	5,717,404
01/01/2005 to 12/31/2005	$9.67	$10.20	7,048,023
01/01/2006 to 12/31/2006	$10.20	$10.80	5,983,458
01/01/2007 to 12/31/2007	$10.80	$12.26	5,638,342
01/01/2008 to 12/31/2008	$12.26	$6.82	3,539,119
01/01/2009 to 12/31/2009	$6.82	$8.74	4,539,651
01/01/2010 to 12/31/2010	$8.74	$10.34	4,594,031
01/01/2011 to 12/31/2011	$10.34	$10.11	3,055,225
01/01/2012 to 12/31/2012	$10.11	$11.21	2,844,826
01/01/2013 to 12/31/2013	$11.21	$15.12	3,397,998
AST Lord Abbett Core Fixed Income Portfolio
01/01/2004 to 12/31/2004	$11.98	$12.71	1,012,739
01/01/2005 to 12/31/2005	$12.71	$12.69	1,294,706
01/01/2006 to 12/31/2006	$12.69	$13.76	1,196,608
01/01/2007 to 12/31/2007	$13.76	$14.42	1,051,089
01/01/2008 to 12/31/2008	$14.42	$10.93	929,322
01/01/2009 to 12/31/2009	$10.93	$14.52	1,689,546
01/01/2010 to 12/31/2010	$14.52	$16.27	1,430,293
01/01/2011 to 12/31/2011	$16.27	$17.70	1,455,420
01/01/2012 to 12/31/2012	$17.70	$18.51	1,706,809
01/01/2013 to 12/31/2013	$18.51	$17.91	1,893,341

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST MFS Global Equity Portfolio
01/01/2004 to 12/31/2004	$9.40	$10.98	213,485
01/01/2005 to 12/31/2005	$10.98	$11.67	218,706
01/01/2006 to 12/31/2006	$11.67	$14.32	349,460
01/01/2007 to 12/31/2007	$14.32	$15.47	339,584
01/01/2008 to 12/31/2008	$15.47	$10.09	263,096
01/01/2009 to 12/31/2009	$10.09	$13.10	807,357
01/01/2010 to 12/31/2010	$13.10	$14.49	1,434,007
01/01/2011 to 12/31/2011	$14.49	$13.86	1,104,093
01/01/2012 to 12/31/2012	$13.86	$16.85	1,340,014
01/01/2013 to 12/31/2013	$16.85	$21.24	1,588,995
AST MFS Growth Portfolio
01/01/2004 to 12/31/2004	$6.44	$7.04	791,823
01/01/2005 to 12/31/2005	$7.04	$7.39	1,025,239
01/01/2006 to 12/31/2006	$7.39	$8.01	758,550
01/01/2007 to 12/31/2007	$8.01	$9.10	686,498
01/01/2008 to 12/31/2008	$9.10	$5.72	700,352
01/01/2009 to 12/31/2009	$5.72	$7.03	1,732,194
01/01/2010 to 12/31/2010	$7.03	$7.82	2,119,460
01/01/2011 to 12/31/2011	$7.82	$7.68	1,429,953
01/01/2012 to 12/31/2012	$7.68	$8.88	1,486,414
01/01/2013 to 12/31/2013	$8.88	$11.99	1,613,878
AST MFS Large-Cap Value Portfolio
08/20/2012* to 12/31/2012	$10.00	$10.21	14,203
01/01/2013 to 12/31/2013	$10.21	$13.56	157,910
AST Mid-Cap Value Portfolio
01/01/2004 to 12/31/2004	$10.21	$11.63	256,401
01/01/2005 to 12/31/2005	$11.63	$12.11	192,419
01/01/2006 to 12/31/2006	$12.11	$13.66	174,411
01/01/2007 to 12/31/2007	$13.66	$13.86	156,606
01/01/2008 to 12/31/2008	$13.86	$8.47	191,791
01/01/2009 to 12/31/2009	$8.47	$11.62	547,214
01/01/2010 to 12/31/2010	$11.62	$14.18	743,476
01/01/2011 to 12/31/2011	$14.18	$13.52	516,116
01/01/2012 to 12/31/2012	$13.52	$15.81	587,711
01/01/2013 to 12/31/2013	$15.81	$20.67	561,570
AST Money Market Portfolio
01/01/2004 to 12/31/2004	$10.51	$10.46	1,663,940
01/01/2005 to 12/31/2005	$10.46	$10.62	3,179,375
01/01/2006 to 12/31/2006	$10.62	$10.96	3,505,960
01/01/2007 to 12/31/2007	$10.96	$11.36	4,361,361
01/01/2008 to 12/31/2008	$11.36	$11.50	7,844,009
01/01/2009 to 12/31/2009	$11.50	$11.38	7,658,391
01/01/2010 to 12/31/2010	$11.38	$11.24	6,801,612
01/01/2011 to 12/31/2011	$11.24	$11.10	6,279,406
01/01/2012 to 12/31/2012	$11.10	$10.96	4,601,307
01/01/2013 to 12/31/2013	$10.96	$10.83	3,604,420

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Neuberger Berman / LSV Mid-Cap Value Portfolio
01/01/2004 to 12/31/2004	$13.82	$16.76	1,116,503
01/01/2005 to 12/31/2005	$16.76	$18.55	1,303,740
01/01/2006 to 12/31/2006	$18.55	$20.28	1,086,861
01/01/2007 to 12/31/2007	$20.28	$20.66	975,347
01/01/2008 to 12/31/2008	$20.66	$11.78	570,591
01/01/2009 to 12/31/2009	$11.78	$16.36	867,525
01/01/2010 to 12/31/2010	$16.36	$19.95	1,067,139
01/01/2011 to 12/31/2011	$19.95	$19.21	718,917
01/01/2012 to 12/31/2012	$19.21	$22.22	726,117
01/01/2013 to 12/31/2013	$22.22	$31.16	958,640
AST Neuberger Berman Core Bond Portfolio
10/31/2011* to 12/31/2011	$10.03	$10.08	42,951
01/01/2012 to 12/31/2012	$10.08	$10.44	158,119
01/01/2013 to 12/31/2013	$10.44	$10.01	172,211
AST Neuberger Berman Mid-Cap Growth Portfolio
01/01/2004 to 12/31/2004	$6.23	$7.14	555,160
01/01/2005 to 12/31/2005	$7.14	$8.00	771,461
01/01/2006 to 12/31/2006	$8.00	$9.01	697,877
01/01/2007 to 12/31/2007	$9.01	$10.88	971,242
01/01/2008 to 12/31/2008	$10.88	$6.10	610,828
01/01/2009 to 12/31/2009	$6.10	$7.82	1,281,862
01/01/2010 to 12/31/2010	$7.82	$9.94	1,796,178
01/01/2011 to 12/31/2011	$9.94	$9.98	1,468,365
01/01/2012 to 12/31/2012	$9.98	$11.08	1,554,762
01/01/2013 to 12/31/2013	$11.08	$14.51	1,582,884
AST Neuberger Berman Small-Cap Growth Portfolio
01/01/2004 to 12/31/2004	$6.86	$7.41	293,384
01/01/2005 to 12/31/2005	$7.41	$7.35	267,925
01/01/2006 to 12/31/2006	$7.35	$7.82	344,893
01/01/2007 to 12/31/2007	$7.82	$9.17	382,635
01/01/2008 to 12/31/2008	$9.17	$5.20	242,993
01/01/2009 to 12/31/2009	$5.20	$6.30	809,394
01/01/2010 to 12/31/2010	$6.30	$7.48	1,201,338
01/01/2011 to 04/29/2011	$7.48	$8.40	0
AST New Discovery Asset Allocation Portfolio
04/30/2012* to 12/31/2012	$10.00	$10.35	1,899,490
01/01/2013 to 12/31/2013	$10.35	$12.16	2,026,276
AST Parametric Emerging Markets Equity Portfolio
07/21/2008* to 12/31/2008	$10.10	$5.58	25,631
01/01/2009 to 12/31/2009	$5.58	$9.18	1,699,847
01/01/2010 to 12/31/2010	$9.18	$11.09	2,970,397
01/01/2011 to 12/31/2011	$11.09	$8.73	2,098,763
01/01/2012 to 12/31/2012	$8.73	$10.17	2,548,478
01/01/2013 to 12/31/2013	$10.17	$10.06	2,789,183

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST PIMCO Limited Maturity Bond Portfolio
01/01/2004 to 12/31/2004	$12.08	$12.18	2,189,975
01/01/2005 to 12/31/2005	$12.18	$12.22	2,996,256
01/01/2006 to 12/31/2006	$12.22	$12.53	2,687,532
01/01/2007 to 12/31/2007	$12.53	$13.21	2,594,813
01/01/2008 to 12/31/2008	$13.21	$13.19	1,654,958
01/01/2009 to 12/31/2009	$13.19	$14.36	2,949,882
01/01/2010 to 12/31/2010	$14.36	$14.74	3,080,140
01/01/2011 to 12/31/2011	$14.74	$14.88	2,600,827
01/01/2012 to 12/31/2012	$14.88	$15.38	2,281,868
01/01/2013 to 12/31/2013	$15.38	$14.86	2,529,324
AST PIMCO Total Return Bond Portfolio
01/01/2004 to 12/31/2004	$13.23	$13.72	3,074,732
01/01/2005 to 12/31/2005	$13.72	$13.88	1,924,370
01/01/2006 to 12/31/2006	$13.88	$14.22	2,004,498
01/01/2007 to 12/31/2007	$14.22	$15.21	2,344,694
01/01/2008 to 12/31/2008	$15.21	$14.68	2,402,587
01/01/2009 to 12/31/2009	$14.68	$16.90	10,715,121
01/01/2010 to 12/31/2010	$16.90	$17.97	15,065,751
01/01/2011 to 12/31/2011	$17.97	$18.31	11,688,146
01/01/2012 to 12/31/2012	$18.31	$19.77	12,996,719
01/01/2013 to 12/31/2013	$19.77	$19.16	12,953,608
AST Preservation Asset Allocation Portfolio
12/05/2005* to 12/31/2005	$10.00	$10.04	215,280
01/01/2006 to 12/31/2006	$10.04	$10.70	443,968
01/01/2007 to 12/31/2007	$10.70	$11.49	649,597
01/01/2008 to 12/31/2008	$11.49	$9.14	3,492,156
01/01/2009 to 12/31/2009	$9.14	$10.83	16,345,435
01/01/2010 to 12/31/2010	$10.83	$11.83	21,296,028
01/01/2011 to 12/31/2011	$11.83	$11.79	20,978,607
01/01/2012 to 12/31/2012	$11.79	$12.85	21,413,601
01/01/2013 to 12/31/2013	$12.85	$13.86	19,382,539
AST Prudential Core Bond Portfolio
10/31/2011* to 12/31/2011	$10.02	$10.08	86,299
01/01/2012 to 12/31/2012	$10.08	$10.66	270,512
01/01/2013 to 12/31/2013	$10.66	$10.28	380,485
AST Prudential Growth Allocation Portfolio formerly, AST First Trust Capital Appreciation Target Portfolio
03/20/2006* to 12/31/2006	$10.00	$10.52	510,953
01/01/2007 to 12/31/2007	$10.52	$11.57	1,352,476
01/01/2008 to 12/31/2008	$11.57	$6.77	2,352,959
01/01/2009 to 12/31/2009	$6.77	$8.43	21,782,141
01/01/2010 to 12/31/2010	$8.43	$9.90	28,197,221
01/01/2011 to 12/31/2011	$9.90	$9.17	19,004,621
01/01/2012 to 12/31/2012	$9.17	$10.23	23,045,803
01/01/2013 to 12/31/2013	$10.23	$11.82	24,763,025
AST QMA Emerging Markets Equity Portfolio
02/25/2013* to 12/31/2013	$10.00	$9.64	5,288
AST QMA Large-Cap Portfolio
04/29/2013* to 12/31/2013	$10.00	$11.71	507

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST QMA US Equity Alpha Portfolio
01/01/2004 to 12/31/2004	$8.28	$8.99	642,882
01/01/2005 to 12/31/2005	$8.99	$9.20	851,019
01/01/2006 to 12/31/2006	$9.20	$10.23	842,745
01/01/2007 to 12/31/2007	$10.23	$10.31	958,429
01/01/2008 to 12/31/2008	$10.31	$6.24	452,522
01/01/2009 to 12/31/2009	$6.24	$7.51	644,194
01/01/2010 to 12/31/2010	$7.51	$8.53	777,947
01/01/2011 to 12/31/2011	$8.53	$8.71	677,195
01/01/2012 to 12/31/2012	$8.71	$10.22	816,572
01/01/2013 to 12/31/2013	$10.22	$13.36	820,238
AST Quantitative Modeling Portfolio
05/02/2011* to 12/31/2011	$10.00	$8.92	66,424
01/01/2012 to 12/31/2012	$8.92	$9.97	290,810
01/01/2013 to 12/31/2013	$9.97	$12.05	2,668,831
AST RCM World Trends Portfolio formerly, AST CLS Moderate Asset Allocation Portfolio
11/19/2007* to 12/31/2007	$10.00	$10.04	0
01/01/2008 to 12/31/2008	$10.04	$7.19	1,187,445
01/01/2009 to 12/31/2009	$7.19	$8.76	11,457,091
01/01/2010 to 12/31/2010	$8.76	$9.68	16,850,087
01/01/2011 to 12/31/2011	$9.68	$9.38	14,386,818
01/01/2012 to 12/31/2012	$9.38	$10.22	15,668,930
01/01/2013 to 12/31/2013	$10.22	$11.34	14,696,813
AST Schroders Global Tactical Portfolio
11/19/2007* to 12/31/2007	$10.00	$11.51	31,450
01/01/2008 to 12/31/2008	$11.51	$7.37	468,660
01/01/2009 to 12/31/2009	$7.37	$9.23	7,963,536
01/01/2010 to 12/31/2010	$9.23	$10.42	13,249,095
01/01/2011 to 12/31/2011	$10.42	$10.04	9,509,858
01/01/2012 to 12/31/2012	$10.04	$11.49	12,073,527
01/01/2013 to 12/31/2013	$11.49	$13.40	12,983,577
AST Schroders Multi-Asset World Strategies Portfolio
01/01/2004 to 12/31/2004	$9.81	$10.56	146,721
01/01/2005 to 12/31/2005	$10.56	$10.91	173,191
01/01/2006 to 12/31/2006	$10.91	$11.82	174,226
01/01/2007 to 12/31/2007	$11.82	$12.71	214,498
01/01/2008 to 12/31/2008	$12.71	$8.76	613,791
01/01/2009 to 12/31/2009	$8.76	$11.02	9,604,813
01/01/2010 to 12/31/2010	$11.02	$12.17	16,692,964
01/01/2011 to 12/31/2011	$12.17	$11.61	13,447,730
01/01/2012 to 12/31/2012	$11.61	$12.74	14,684,084
01/01/2013 to 12/31/2013	$12.74	$14.40	13,958,016
AST Small-Cap Growth Portfolio
01/01/2004 to 12/31/2004	$17.38	$15.97	107,136
01/01/2005 to 12/31/2005	$15.97	$16.00	126,824
01/01/2006 to 12/31/2006	$16.00	$17.80	111,114
01/01/2007 to 12/31/2007	$17.80	$18.83	118,021
01/01/2008 to 12/31/2008	$18.83	$12.09	187,342
01/01/2009 to 12/31/2009	$12.09	$15.98	375,867
01/01/2010 to 12/31/2010	$15.98	$21.53	527,269
01/01/2011 to 12/31/2011	$21.53	$21.05	412,276
01/01/2012 to 12/31/2012	$21.05	$23.32	475,113
01/01/2013 to 12/31/2013	$23.32	$31.13	525,441

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Small-Cap Value Portfolio
01/01/2004 to 12/31/2004	$14.47	$16.64	1,293,786
01/01/2005 to 12/31/2005	$16.64	$17.52	1,484,713
01/01/2006 to 12/31/2006	$17.52	$20.77	1,198,255
01/01/2007 to 12/31/2007	$20.77	$19.36	1,176,566
01/01/2008 to 12/31/2008	$19.36	$13.44	760,721
01/01/2009 to 12/31/2009	$13.44	$16.85	971,333
01/01/2010 to 12/31/2010	$16.85	$20.96	983,045
01/01/2011 to 12/31/2011	$20.96	$19.47	633,878
01/01/2012 to 12/31/2012	$19.47	$22.71	589,246
01/01/2013 to 12/31/2013	$22.71	$30.82	725,986
AST T. Rowe Price Asset Allocation Portfolio
01/01/2004 to 12/31/2004	$10.37	$11.39	357,085
01/01/2005 to 12/31/2005	$11.39	$11.77	558,394
01/01/2006 to 12/31/2006	$11.77	$13.08	665,726
01/01/2007 to 12/31/2007	$13.08	$13.73	949,867
01/01/2008 to 12/31/2008	$13.73	$10.04	2,067,659
01/01/2009 to 12/31/2009	$10.04	$12.31	13,701,662
01/01/2010 to 12/31/2010	$12.31	$13.56	19,352,932
01/01/2011 to 12/31/2011	$13.56	$13.65	16,991,612
01/01/2012 to 12/31/2012	$13.65	$15.30	19,880,313
01/01/2013 to 12/31/2013	$15.30	$17.66	20,439,261
AST T. Rowe Price Equity Income Portfolio
01/01/2004 to 12/31/2004	$10.91	$12.28	603,508
01/01/2005 to 12/31/2005	$12.28	$12.79	635,233
01/01/2006 to 12/31/2006	$12.79	$15.33	815,109
01/01/2007 to 12/31/2007	$15.33	$14.60	776,427
01/01/2008 to 12/31/2008	$14.60	$8.38	424,531
01/01/2009 to 12/31/2009	$8.38	$10.24	788,524
01/01/2010 to 12/31/2010	$10.24	$11.45	1,004,584
01/01/2011 to 12/31/2011	$11.45	$11.12	741,548
01/01/2012 to 12/31/2012	$11.12	$12.88	986,090
01/01/2013 to 12/31/2013	$12.88	$16.50	1,240,563
AST T. Rowe Price Large-Cap Growth Portfolio
01/01/2004 to 12/31/2004	$5.93	$6.19	326,194
01/01/2005 to 12/31/2005	$6.19	$7.12	512,014
01/01/2006 to 12/31/2006	$7.12	$7.43	608,747
01/01/2007 to 12/31/2007	$7.43	$7.94	919,355
01/01/2008 to 12/31/2008	$7.94	$4.66	1,074,328
01/01/2009 to 12/31/2009	$4.66	$7.06	3,806,238
01/01/2010 to 12/31/2010	$7.06	$8.07	5,578,264
01/01/2011 to 12/31/2011	$8.07	$7.84	3,909,559
01/01/2012 to 12/31/2012	$7.84	$9.10	4,988,062
01/01/2013 to 12/31/2013	$9.10	$12.94	5,503,342

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST T. Rowe Price Natural Resources Portfolio
01/01/2004 to 12/31/2004	$13.75	$17.81	192,336
01/01/2005 to 12/31/2005	$17.81	$23.11	254,041
01/01/2006 to 12/31/2006	$23.11	$26.44	291,510
01/01/2007 to 12/31/2007	$26.44	$36.68	378,258
01/01/2008 to 12/31/2008	$36.68	$18.12	317,719
01/01/2009 to 12/31/2009	$18.12	$26.72	995,022
01/01/2010 to 12/31/2010	$26.72	$31.78	1,431,376
01/01/2011 to 12/31/2011	$31.78	$26.70	1,050,814
01/01/2012 to 12/31/2012	$26.70	$27.32	1,265,297
01/01/2013 to 12/31/2013	$27.32	$31.13	1,137,103
AST Templeton Global Bond Portfolio formerly, AST T. Rowe Price Global Bond Portfolio
01/01/2004 to 12/31/2004	$13.73	$14.73	657,913
01/01/2005 to 12/31/2005	$14.73	$13.89	938,587
01/01/2006 to 12/31/2006	$13.89	$14.58	836,914
01/01/2007 to 12/31/2007	$14.58	$15.79	874,210
01/01/2008 to 12/31/2008	$15.79	$15.21	536,127
01/01/2009 to 12/31/2009	$15.21	$16.84	1,081,396
01/01/2010 to 12/31/2010	$16.84	$17.58	1,391,312
01/01/2011 to 12/31/2011	$17.58	$18.08	1,078,586
01/01/2012 to 12/31/2012	$18.08	$18.79	1,116,940
01/01/2013 to 12/31/2013	$18.79	$17.85	1,226,981
AST Wellington Management Hedged Equity Portfolio
12/05/2005* to 12/31/2005	$10.00	$10.00	171,403
01/01/2006 to 12/31/2006	$10.00	$11.42	1,094,157
01/01/2007 to 12/31/2007	$11.42	$12.36	1,458,079
01/01/2008 to 12/31/2008	$12.36	$7.04	1,329,693
01/01/2009 to 12/31/2009	$7.04	$8.93	2,519,429
01/01/2010 to 12/31/2010	$8.93	$10.11	2,581,966
01/01/2011 to 12/31/2011	$10.11	$9.63	2,323,329
01/01/2012 to 12/31/2012	$9.63	$10.56	2,476,015
01/01/2013 to 12/31/2013	$10.56	$12.57	3,362,021
AST Western Asset Core Plus Bond Portfolio
11/19/2007* to 12/31/2007	$10.00	$9.98	48,832
01/01/2008 to 12/31/2008	$9.98	$9.35	677,200
01/01/2009 to 12/31/2009	$9.35	$10.30	2,726,911
01/01/2010 to 12/31/2010	$10.30	$10.97	3,801,379
01/01/2011 to 12/31/2011	$10.97	$11.48	3,277,047
01/01/2012 to 12/31/2012	$11.48	$12.23	3,417,319
01/01/2013 to 12/31/2013	$12.23	$11.90	3,858,415
AST Western Asset Emerging Markets Debt Portfolio
08/20/2012* to 12/31/2012	$10.00	$10.40	13,099
01/01/2013 to 12/31/2013	$10.40	$9.44	17,245
Evergreen VA Growth Fund
04/15/2005* to 12/31/2005	$9.82	$11.47	64,775
01/01/2006 to 12/31/2006	$11.47	$12.58	72,371
01/01/2007 to 12/31/2007	$12.58	$13.79	85,135
01/01/2008 to 12/31/2008	$13.79	$8.02	66,604
01/01/2009 to 12/31/2009	$8.02	$11.07	93,737
01/01/2010 to 07/16/2010	$11.07	$10.86	0

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
Evergreen VA International Equity Fund
01/01/2004 to 12/31/2004	$10.46	$12.31	62,400
01/01/2005 to 12/31/2005	$12.31	$14.10	130,749
01/01/2006 to 12/31/2006	$14.10	$17.15	182,002
01/01/2007 to 12/31/2007	$17.15	$19.47	167,896
01/01/2008 to 12/31/2008	$19.47	$11.25	150,691
01/01/2009 to 12/31/2009	$11.25	$12.88	146,213
01/01/2010 to 07/16/2010	$12.88	$12.26	0
Evergreen VA Omega Fund
01/01/2004 to 12/31/2004	$9.21	$9.75	26,849
01/01/2005 to 12/31/2005	$9.75	$10.00	18,356
01/01/2006 to 12/31/2006	$10.00	$10.47	19,700
01/01/2007 to 12/31/2007	$10.47	$11.58	38,907
01/01/2008 to 12/31/2008	$11.58	$8.32	68,712
01/01/2009 to 12/31/2009	$8.32	$11.83	117,760
01/01/2010 to 07/16/2010	$11.83	$11.08	0
First Trust Target Focus Four Portfolio
01/01/2004 to 12/31/2004	$3.99	$4.38	33,075
01/01/2005 to 12/31/2005	$4.38	$4.35	14,496
01/01/2006 to 12/31/2006	$4.35	$4.47	19,492
01/01/2007 to 12/31/2007	$4.47	$4.67	73,318
01/01/2008 to 12/31/2008	$4.67	$2.59	70,049
01/01/2009 to 12/31/2009	$2.59	$3.29	131,587
01/01/2010 to 12/31/2010	$3.29	$3.87	132,842
01/01/2011 to 12/31/2011	$3.87	$3.40	102,394
01/01/2012 to 12/31/2012	$3.40	$3.83	68,721
01/01/2013 to 12/31/2013	$3.83	$4.95	72,953
Franklin Templeton VIP Founding Funds Allocation Fund
05/01/2008* to 12/31/2008	$10.08	$6.66	1,369,089
01/01/2009 to 12/31/2009	$6.66	$8.56	16,250,197
01/01/2010 to 12/31/2010	$8.56	$9.31	26,361,883
01/01/2011 to 12/31/2011	$9.31	$9.04	18,981,983
01/01/2012 to 09/21/2012	$9.04	$10.16	0
Global Dividend Target 15 Portfolio
01/01/2004 to 12/31/2004	$12.96	$16.05	22,405
01/01/2005 to 12/31/2005	$16.05	$17.46	52,338
01/01/2006 to 12/31/2006	$17.46	$23.87	152,515
01/01/2007 to 12/31/2007	$23.87	$26.71	239,619
01/01/2008 to 12/31/2008	$26.71	$15.09	114,200
01/01/2009 to 12/31/2009	$15.09	$21.03	106,503
01/01/2010 to 12/31/2010	$21.03	$22.78	80,881
01/01/2011 to 12/31/2011	$22.78	$20.81	65,179
01/01/2012 to 12/31/2012	$20.81	$25.77	60,373
01/01/2013 to 12/31/2013	$25.77	$29.09	52,406
Invesco V.I. Capital Development Fund – Series I
04/29/2011* to 12/31/2011	$10.03	$8.19	44,314
01/01/2012 to 04/27/2012	$8.19	$9.30	0
Invesco V.I. Diversified Dividend Fund – Series I
04/29/2011* to 12/31/2011	$9.99	$9.15	47,399
01/01/2012 to 12/31/2012	$9.15	$10.72	40,329
01/01/2013 to 12/31/2013	$10.72	$13.88	47,261

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
Invesco V.I. Dynamics Fund – Series I
01/01/2004 to 12/31/2004	$6.22	$6.96	188,184
01/01/2005 to 12/31/2005	$6.96	$7.61	135,001
01/01/2006 to 12/31/2006	$7.61	$8.73	124,196
01/01/2007 to 12/31/2007	$8.73	$9.67	132,861
01/01/2008 to 12/31/2008	$9.67	$4.96	78,078
01/01/2009 to 12/31/2009	$4.96	$6.97	90,078
01/01/2010 to 12/31/2010	$6.97	$8.53	75,642
01/01/2011 to 04/29/2011	$8.53	$9.51	0
Invesco V.I. Financial Services Fund – Series I
01/01/2004 to 12/31/2004	$11.85	$12.72	44,091
01/01/2005 to 12/31/2005	$12.72	$13.30	48,007
01/01/2006 to 12/31/2006	$13.30	$15.30	89,614
01/01/2007 to 12/31/2007	$15.30	$11.75	53,310
01/01/2008 to 12/31/2008	$11.75	$4.70	91,978
01/01/2009 to 12/31/2009	$4.70	$5.92	87,326
01/01/2010 to 12/31/2010	$5.92	$6.45	81,632
01/01/2011 to 04/29/2011	$6.45	$6.81	0
Invesco V.I. Global Health Care Fund – Series I
01/01/2004 to 12/31/2004	$10.68	$11.34	92,506
01/01/2005 to 12/31/2005	$11.34	$12.12	106,295
01/01/2006 to 12/31/2006	$12.12	$12.59	110,470
01/01/2007 to 12/31/2007	$12.59	$13.91	109,826
01/01/2008 to 12/31/2008	$13.91	$9.80	81,377
01/01/2009 to 12/31/2009	$9.80	$12.36	81,357
01/01/2010 to 12/31/2010	$12.36	$12.85	74,735
01/01/2011 to 12/31/2011	$12.85	$13.19	67,482
01/01/2012 to 12/31/2012	$13.19	$15.75	46,919
01/01/2013 to 12/31/2013	$15.75	$21.86	41,655
Invesco V.I. Mid Cap Growth Portfolio, Series I formerly, Invesco Van Kampen V.I. Mid Cap Growth Fund – Series I
04/27/2012* to 12/31/2012	$10.05	$9.79	22,049
01/01/2013 to 12/31/2013	$9.79	$13.25	24,453
Invesco V.I. Technology Fund – Series I
01/01/2004 to 12/31/2004	$3.21	$3.32	78,567
01/01/2005 to 12/31/2005	$3.32	$3.35	77,942
01/01/2006 to 12/31/2006	$3.35	$3.65	254,798
01/01/2007 to 12/31/2007	$3.65	$3.89	126,039
01/01/2008 to 12/31/2008	$3.89	$2.13	95,405
01/01/2009 to 12/31/2009	$2.13	$3.31	166,230
01/01/2010 to 12/31/2010	$3.31	$3.97	298,028
01/01/2011 to 12/31/2011	$3.97	$3.72	145,369
01/01/2012 to 12/31/2012	$3.72	$4.09	133,777
01/01/2013 to 12/31/2013	$4.09	$5.05	113,570

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
NASDAQ Target 15 Portfolio
01/01/2004 to 12/31/2004	—	$12.54	7,266
01/01/2005 to 12/31/2005	$12.54	$12.79	10,385
01/01/2006 to 12/31/2006	$12.79	$13.76	15,488
01/01/2007 to 12/31/2007	$13.76	$16.54	27,898
01/01/2008 to 12/31/2008	$16.54	$8.02	34,032
01/01/2009 to 12/31/2009	$8.02	$9.26	28,094
01/01/2010 to 12/31/2010	$9.26	$11.92	29,023
01/01/2011 to 12/31/2011	$11.92	$11.93	19,317
01/01/2012 to 12/31/2012	$11.93	$13.31	12,247
01/01/2013 to 12/31/2013	$13.31	$19.56	14,409
NVIT Developing Markets Fund
01/01/2004 to 12/31/2004	$10.59	$12.52	264,541
01/01/2005 to 12/31/2005	$12.52	$16.26	351,335
01/01/2006 to 12/31/2006	$16.26	$21.61	316,324
01/01/2007 to 12/31/2007	$21.61	$30.63	435,146
01/01/2008 to 12/31/2008	$30.63	$12.74	289,778
01/01/2009 to 12/31/2009	$12.74	$20.42	332,583
01/01/2010 to 12/31/2010	$20.42	$23.42	323,539
01/01/2011 to 12/31/2011	$23.42	$17.94	198,299
01/01/2012 to 12/31/2012	$17.94	$20.69	150,414
01/01/2013 to 12/31/2013	$20.69	$20.44	105,018
ProFund VP Asia 30
01/01/2004 to 12/31/2004	$12.66	$12.43	63,254
01/01/2005 to 12/31/2005	$12.43	$14.67	83,233
01/01/2006 to 12/31/2006	$14.67	$20.18	235,779
01/01/2007 to 12/31/2007	$20.18	$29.44	204,415
01/01/2008 to 12/31/2008	$29.44	$14.30	109,480
01/01/2009 to 12/31/2009	$14.30	$21.77	143,857
01/01/2010 to 12/31/2010	$21.77	$24.49	124,035
01/01/2011 to 12/31/2011	$24.49	$17.65	40,910
01/01/2012 to 12/31/2012	$17.65	$20.13	35,115
01/01/2013 to 12/31/2013	$20.13	$22.85	23,327
ProFund VP Banks
01/01/2004 to 12/31/2004	$10.97	$12.11	12,480
01/01/2005 to 12/31/2005	$12.11	$11.94	44,665
01/01/2006 to 12/31/2006	$11.94	$13.61	35,707
01/01/2007 to 12/31/2007	$13.61	$9.77	12,962
01/01/2008 to 12/31/2008	$9.77	$5.12	71,458
01/01/2009 to 12/31/2009	$5.12	$4.84	19,936
01/01/2010 to 12/31/2010	$4.84	$5.18	19,494
01/01/2011 to 12/31/2011	$5.18	$3.75	9,774
01/01/2012 to 12/31/2012	$3.75	$4.94	12,044
01/01/2013 to 12/31/2013	$4.94	$6.51	8,941

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
ProFund VP Basic Materials
01/01/2004 to 12/31/2004	$11.02	$12.00	42,597
01/01/2005 to 12/31/2005	$12.00	$12.13	53,592
01/01/2006 to 12/31/2006	$12.13	$13.84	67,645
01/01/2007 to 12/31/2007	$13.84	$17.86	199,608
01/01/2008 to 12/31/2008	$17.86	$8.57	114,858
01/01/2009 to 12/31/2009	$8.57	$13.74	145,393
01/01/2010 to 12/31/2010	$13.74	$17.59	122,575
01/01/2011 to 12/31/2011	$17.59	$14.57	39,084
01/01/2012 to 12/31/2012	$14.57	$15.61	25,470
01/01/2013 to 12/31/2013	$15.61	$18.25	18,333
ProFund VP Bear
01/01/2004 to 12/31/2004	$10.26	$9.09	16,155
01/01/2005 to 12/31/2005	$9.09	$8.86	35,611
01/01/2006 to 12/31/2006	$8.86	$8.09	56,286
01/01/2007 to 12/31/2007	$8.09	$8.04	56,088
01/01/2008 to 12/31/2008	$8.04	$11.10	157,817
01/01/2009 to 12/31/2009	$11.10	$7.91	138,663
01/01/2010 to 12/31/2010	$7.91	$6.42	145,694
01/01/2011 to 12/31/2011	$6.42	$5.78	65,795
01/01/2012 to 12/31/2012	$5.78	$4.76	52,785
01/01/2013 to 12/31/2013	$4.76	$3.45	30,178
ProFund VP Biotechnology
01/01/2004 to 12/31/2004	$7.14	$7.73	32,726
01/01/2005 to 12/31/2005	$7.73	$9.11	73,804
01/01/2006 to 12/31/2006	$9.11	$8.63	56,416
01/01/2007 to 12/31/2007	$8.63	$8.42	165,309
01/01/2008 to 12/31/2008	$8.42	$8.47	117,598
01/01/2009 to 12/31/2009	$8.47	$8.67	40,735
01/01/2010 to 12/31/2010	$8.67	$9.00	38,083
01/01/2011 to 12/31/2011	$9.00	$9.47	22,275
01/01/2012 to 12/31/2012	$9.47	$13.16	20,018
01/01/2013 to 12/31/2013	$13.16	$21.89	24,007
ProFund VP Bull
01/01/2004 to 12/31/2004	$9.91	$10.65	412,259
01/01/2005 to 12/31/2005	$10.65	$10.80	384,501
01/01/2006 to 12/31/2006	$10.80	$12.12	306,353
01/01/2007 to 12/31/2007	$12.12	$12.40	217,866
01/01/2008 to 12/31/2008	$12.40	$7.63	184,775
01/01/2009 to 12/31/2009	$7.63	$9.37	436,640
01/01/2010 to 12/31/2010	$9.37	$10.42	358,651
01/01/2011 to 12/31/2011	$10.42	$10.29	252,508
01/01/2012 to 12/31/2012	$10.29	$11.57	116,185
01/01/2013 to 12/31/2013	$11.57	$14.82	73,816

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
ProFund VP Consumer Goods Portfolio
01/01/2004 to 12/31/2004	$9.71	$10.47	7,578
01/01/2005 to 12/31/2005	$10.47	$10.31	6,876
01/01/2006 to 12/31/2006	$10.31	$11.46	39,408
01/01/2007 to 12/31/2007	$11.46	$12.18	150,560
01/01/2008 to 12/31/2008	$12.18	$8.81	19,941
01/01/2009 to 12/31/2009	$8.81	$10.58	17,782
01/01/2010 to 12/31/2010	$10.58	$12.26	26,562
01/01/2011 to 12/31/2011	$12.26	$12.95	25,754
01/01/2012 to 12/31/2012	$12.95	$14.18	13,002
01/01/2013 to 12/31/2013	$14.18	$17.98	15,729
ProFund VP Consumer Services
01/01/2004 to 12/31/2004	$9.10	$9.67	20,288
01/01/2005 to 12/31/2005	$9.67	$9.10	3,866
01/01/2006 to 12/31/2006	$9.10	$10.06	15,819
01/01/2007 to 12/31/2007	$10.06	$9.12	5,165
01/01/2008 to 12/31/2008	$9.12	$6.18	16,093
01/01/2009 to 12/31/2009	$6.18	$7.98	19,670
01/01/2010 to 12/31/2010	$7.98	$9.57	28,520
01/01/2011 to 12/31/2011	$9.57	$9.97	21,528
01/01/2012 to 12/31/2012	$9.97	$12.02	16,814
01/01/2013 to 12/31/2013	$12.02	$16.60	9,044
ProFund VP Europe 30
01/01/2004 to 12/31/2004	$7.00	$7.90	201,444
01/01/2005 to 12/31/2005	$7.90	$8.43	76,381
01/01/2006 to 12/31/2006	$8.43	$9.79	370,628
01/01/2007 to 12/31/2007	$9.79	$11.07	331,218
01/01/2008 to 12/31/2008	$11.07	$6.12	126,269
01/01/2009 to 12/31/2009	$6.12	$8.00	313,143
01/01/2010 to 12/31/2010	$8.00	$8.11	272,463
01/01/2011 to 12/31/2011	$8.11	$7.29	52,358
01/01/2012 to 12/31/2012	$7.29	$8.40	55,477
01/01/2013 to 12/31/2013	$8.40	$10.09	46,769
ProFund VP Financials
01/01/2004 to 12/31/2004	$9.88	$10.77	70,662
01/01/2005 to 12/31/2005	$10.77	$11.06	43,105
01/01/2006 to 12/31/2006	$11.06	$12.81	108,064
01/01/2007 to 12/31/2007	$12.81	$10.23	27,930
01/01/2008 to 12/31/2008	$10.23	$5.00	52,097
01/01/2009 to 12/31/2009	$5.00	$5.68	140,784
01/01/2010 to 12/31/2010	$5.68	$6.22	44,908
01/01/2011 to 12/31/2011	$6.22	$5.29	23,822
01/01/2012 to 12/31/2012	$5.29	$6.52	22,703
01/01/2013 to 12/31/2013	$6.52	$8.50	46,043

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
ProFund VP Health Care
01/01/2004 to 12/31/2004	$8.29	$8.38	91,641
01/01/2005 to 12/31/2005	$8.38	$8.77	83,943
01/01/2006 to 12/31/2006	$8.77	$9.12	179,877
01/01/2007 to 12/31/2007	$9.12	$9.60	255,222
01/01/2008 to 12/31/2008	$9.60	$7.17	79,165
01/01/2009 to 12/31/2009	$7.17	$8.47	73,901
01/01/2010 to 12/31/2010	$8.47	$8.60	65,780
01/01/2011 to 12/31/2011	$8.60	$9.35	84,331
01/01/2012 to 12/31/2012	$9.35	$10.85	82,149
01/01/2013 to 12/31/2013	$10.85	$14.97	53,151
ProFund VP Industrials
01/01/2004 to 12/31/2004	$10.08	$11.27	22,333
01/01/2005 to 12/31/2005	$11.27	$11.40	9,851
01/01/2006 to 12/31/2006	$11.40	$12.57	21,635
01/01/2007 to 12/31/2007	$12.57	$13.87	15,320
01/01/2008 to 12/31/2008	$13.87	$8.15	39,857
01/01/2009 to 12/31/2009	$8.15	$9.99	27,311
01/01/2010 to 12/31/2010	$9.99	$12.20	21,347
01/01/2011 to 12/31/2011	$12.20	$11.84	16,683
01/01/2012 to 12/31/2012	$11.84	$13.53	8,126
01/01/2013 to 12/31/2013	$13.53	$18.47	7,284
ProFund VP Internet
01/01/2004 to 12/31/2004	$15.10	$18.08	20,851
01/01/2005 to 12/31/2005	$18.08	$19.18	46,724
01/01/2006 to 12/31/2006	$19.18	$19.20	6,326
01/01/2007 to 12/31/2007	$19.20	$20.89	16,744
01/01/2008 to 12/31/2008	$20.89	$11.38	7,505
01/01/2009 to 12/31/2009	$11.38	$19.93	16,747
01/01/2010 to 12/31/2010	$19.93	$26.62	31,261
01/01/2011 to 12/31/2011	$26.62	$24.47	3,751
01/01/2012 to 12/31/2012	$24.47	$28.94	2,884
01/01/2013 to 12/31/2013	$28.94	$43.35	7,173
ProFund VP Japan
01/01/2004 to 12/31/2004	$9.09	$9.65	87,251
01/01/2005 to 12/31/2005	$9.65	$13.51	165,707
01/01/2006 to 12/31/2006	$13.51	$14.79	117,156
01/01/2007 to 12/31/2007	$14.79	$13.14	54,211
01/01/2008 to 12/31/2008	$13.14	$7.68	67,522
01/01/2009 to 12/31/2009	$7.68	$8.37	84,572
01/01/2010 to 12/31/2010	$8.37	$7.72	72,550
01/01/2011 to 12/31/2011	$7.72	$6.21	38,109
01/01/2012 to 12/31/2012	$6.21	$7.54	35,371
01/01/2013 to 12/31/2013	$7.54	$11.04	20,262
ProFund VP Large-Cap Growth
01/01/2005 to 12/31/2005	$10.38	$10.35	98,334
01/01/2006 to 12/31/2006	$10.35	$11.14	87,853
01/01/2007 to 12/31/2007	$11.14	$11.77	111,093
01/01/2008 to 12/31/2008	$11.77	$7.49	123,085
01/01/2009 to 12/31/2009	$7.49	$9.60	134,716
01/01/2010 to 12/31/2010	$9.60	$10.73	89,108
01/01/2011 to 12/31/2011	$10.73	$10.93	120,030
01/01/2012 to 12/31/2012	$10.93	$12.16	63,603
01/01/2013 to 12/31/2013	$12.16	$15.70	72,486

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
ProFund VP Large-Cap Value
01/01/2004 to 12/31/2004	—	$10.37	3,839
01/01/2005 to 12/31/2005	$10.37	$10.55	131,174
01/01/2006 to 12/31/2006	$10.55	$12.37	296,094
01/01/2007 to 12/31/2007	$12.37	$12.23	172,527
01/01/2008 to 12/31/2008	$12.23	$7.19	138,391
01/01/2009 to 12/31/2009	$7.19	$8.48	83,232
01/01/2010 to 12/31/2010	$8.48	$9.46	89,765
01/01/2011 to 12/31/2011	$9.46	$9.22	42,710
01/01/2012 to 12/31/2012	$9.22	$10.51	26,138
01/01/2013 to 12/31/2013	$10.51	$13.48	56,359
ProFund VP Mid-Cap Growth
01/01/2004 to 12/31/2004	$9.75	$10.70	80,520
01/01/2005 to 12/31/2005	$10.70	$11.75	181,173
01/01/2006 to 12/31/2006	$11.75	$12.06	55,706
01/01/2007 to 12/31/2007	$12.06	$13.31	89,654
01/01/2008 to 12/31/2008	$13.31	$8.04	62,780
01/01/2009 to 12/31/2009	$8.04	$10.99	83,374
01/01/2010 to 12/31/2010	$10.99	$13.93	205,337
01/01/2011 to 12/31/2011	$13.93	$13.36	64,733
01/01/2012 to 12/31/2012	$13.36	$15.22	52,836
01/01/2013 to 12/31/2013	$15.22	$19.62	41,531
ProFund VP Mid-Cap Value
01/01/2004 to 12/31/2004	$10.30	$11.80	87,968
01/01/2005 to 12/31/2005	$11.80	$12.68	86,401
01/01/2006 to 12/31/2006	$12.68	$14.06	216,242
01/01/2007 to 12/31/2007	$14.06	$14.02	130,141
01/01/2008 to 12/31/2008	$14.02	$8.82	68,810
01/01/2009 to 12/31/2009	$8.82	$11.40	58,665
01/01/2010 to 12/31/2010	$11.40	$13.56	63,526
01/01/2011 to 12/31/2011	$13.56	$12.86	58,692
01/01/2012 to 12/31/2012	$12.86	$14.80	40,665
01/01/2013 to 12/31/2013	$14.80	$19.32	35,724
ProFund VP NASDAQ-100
01/01/2004 to 12/31/2004	$5.07	$5.44	293,311
01/01/2005 to 12/31/2005	$5.44	$5.38	234,957
01/01/2006 to 12/31/2006	$5.38	$5.60	266,020
01/01/2007 to 12/31/2007	$5.60	$6.50	383,014
01/01/2008 to 12/31/2008	$6.50	$3.69	318,742
01/01/2009 to 12/31/2009	$3.69	$5.55	327,797
01/01/2010 to 12/31/2010	$5.55	$6.48	316,781
01/01/2011 to 12/31/2011	$6.48	$6.49	232,290
01/01/2012 to 12/31/2012	$6.49	$7.45	217,667
01/01/2013 to 12/31/2013	$7.45	$9.87	162,863

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
ProFund VP Oil & Gas
01/01/2004 to 12/31/2004	$9.10	$11.62	186,654
01/01/2005 to 12/31/2005	$11.62	$15.07	278,771
01/01/2006 to 12/31/2006	$15.07	$17.96	226,319
01/01/2007 to 12/31/2007	$17.96	$23.49	230,618
01/01/2008 to 12/31/2008	$23.49	$14.62	186,825
01/01/2009 to 12/31/2009	$14.62	$16.68	156,252
01/01/2010 to 12/31/2010	$16.68	$19.40	135,958
01/01/2011 to 12/31/2011	$19.40	$19.59	76,432
01/01/2012 to 12/31/2012	$19.59	$19.90	53,849
01/01/2013 to 12/31/2013	$19.90	$24.38	38,076
ProFund VP Pharmaceuticals
01/01/2004 to 12/31/2004	$8.95	$8.02	27,913
01/01/2005 to 12/31/2005	$8.02	$7.62	36,753
01/01/2006 to 12/31/2006	$7.62	$8.44	116,086
01/01/2007 to 12/31/2007	$8.44	$8.53	85,082
01/01/2008 to 12/31/2008	$8.53	$6.78	76,505
01/01/2009 to 12/31/2009	$6.78	$7.82	74,314
01/01/2010 to 12/31/2010	$7.82	$7.76	31,364
01/01/2011 to 12/31/2011	$7.76	$8.90	38,921
01/01/2012 to 12/31/2012	$8.90	$9.83	24,365
01/01/2013 to 12/31/2013	$9.83	$12.78	14,760
ProFund VP Precious Metals
01/01/2004 to 12/31/2004	$13.38	$11.90	102,230
01/01/2005 to 12/31/2005	$11.90	$14.84	200,314
01/01/2006 to 12/31/2006	$14.84	$15.74	233,772
01/01/2007 to 12/31/2007	$15.74	$19.03	203,953
01/01/2008 to 12/31/2008	$19.03	$13.01	256,815
01/01/2009 to 12/31/2009	$13.01	$17.39	237,439
01/01/2010 to 12/31/2010	$17.39	$22.83	247,308
01/01/2011 to 12/31/2011	$22.83	$18.21	173,485
01/01/2012 to 12/31/2012	$18.21	$15.37	113,803
01/01/2013 to 12/31/2013	$15.37	$9.42	59,192
ProFund VP Real Estate
01/01/2004 to 12/31/2004	$14.00	$17.58	53,006
01/01/2005 to 12/31/2005	$17.58	$18.54	31,980
01/01/2006 to 12/31/2006	$18.54	$24.25	61,873
01/01/2007 to 12/31/2007	$24.25	$19.25	39,817
01/01/2008 to 12/31/2008	$19.25	$11.17	46,281
01/01/2009 to 12/31/2009	$11.17	$14.10	52,257
01/01/2010 to 12/31/2010	$14.10	$17.37	29,823
01/01/2011 to 12/31/2011	$17.37	$17.96	20,201
01/01/2012 to 12/31/2012	$17.96	$20.79	16,035
01/01/2013 to 12/31/2013	$20.79	$20.54	8,707

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
ProFund VP Rising Rates Opportunity
01/01/2004 to 12/31/2004	$7.61	$6.70	266,169
01/01/2005 to 12/31/2005	$6.70	$6.09	302,979
01/01/2006 to 12/31/2006	$6.09	$6.63	268,688
01/01/2007 to 12/31/2007	$6.63	$6.20	268,294
01/01/2008 to 12/31/2008	$6.20	$3.80	202,541
01/01/2009 to 12/31/2009	$3.80	$4.96	266,088
01/01/2010 to 12/31/2010	$4.96	$4.11	219,463
01/01/2011 to 12/31/2011	$4.11	$2.54	212,763
01/01/2012 to 12/31/2012	$2.54	$2.33	82,640
01/01/2013 to 12/31/2013	$2.33	$2.68	63,720
ProFund VP Semiconductor
01/01/2004 to 12/31/2004	$9.58	$7.23	52,485
01/01/2005 to 12/31/2005	$7.23	$7.76	68,309
01/01/2006 to 12/31/2006	$7.76	$7.12	9,658
01/01/2007 to 12/31/2007	$7.12	$7.53	18,356
01/01/2008 to 12/31/2008	$7.53	$3.73	21,594
01/01/2009 to 12/31/2009	$3.73	$6.04	68,094
01/01/2010 to 12/31/2010	$6.04	$6.71	23,685
01/01/2011 to 12/31/2011	$6.71	$6.36	13,072
01/01/2012 to 12/31/2012	$6.36	$6.02	4,765
01/01/2013 to 12/31/2013	$6.02	$7.94	3,787
ProFund VP Short Mid-Cap
01/01/2004 to 12/31/2004	—	$9.70	571
01/01/2005 to 12/31/2005	$9.70	$8.67	975
01/01/2006 to 12/31/2006	$8.67	$8.26	4,948
01/01/2007 to 12/31/2007	$8.26	$7.92	17,295
01/01/2008 to 12/31/2008	$7.92	$10.31	19,300
01/01/2009 to 12/31/2009	$10.31	$6.58	57,877
01/01/2010 to 12/31/2010	$6.58	$4.82	47,099
01/01/2011 to 12/31/2011	$4.82	$4.37	43,108
01/01/2012 to 12/31/2012	$4.37	$3.49	32,090
01/01/2013 to 12/31/2013	$3.49	$2.49	29,274
ProFund VP Short NASDAQ-100
01/01/2004 to 12/31/2004	$6.83	$5.99	77,280
01/01/2005 to 12/31/2005	$5.99	$5.97	77,758
01/01/2006 to 12/31/2006	$5.97	$5.81	53,401
01/01/2007 to 12/31/2007	$5.81	$5.08	37,820
01/01/2008 to 12/31/2008	$5.08	$7.43	61,822
01/01/2009 to 12/31/2009	$7.43	$4.35	83,247
01/01/2010 to 12/31/2010	$4.35	$3.39	75,845
01/01/2011 to 12/31/2011	$3.39	$2.99	92,806
01/01/2012 to 12/31/2012	$2.99	$2.40	55,833
01/01/2013 to 12/31/2013	$2.40	$1.67	23,914

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
ProFund VP Short Small-Cap
01/01/2004 to 12/31/2004	—	$9.55	7,859
01/01/2005 to 12/31/2005	$9.55	$9.15	11,578
01/01/2006 to 12/31/2006	$9.15	$7.97	6,984
01/01/2007 to 12/31/2007	$7.97	$8.23	35,184
01/01/2008 to 12/31/2008	$8.23	$10.08	25,904
01/01/2009 to 12/31/2009	$10.08	$6.73	32,810
01/01/2010 to 12/31/2010	$6.73	$4.72	38,078
01/01/2011 to 12/31/2011	$4.72	$4.24	53,572
01/01/2012 to 12/31/2012	$4.24	$3.39	25,569
01/01/2013 to 12/31/2013	$3.39	$2.30	16,724
ProFund VP Small-Cap Growth
01/01/2004 to 12/31/2004	$10.23	$12.11	237,000
01/01/2005 to 12/31/2005	$12.11	$12.86	341,834
01/01/2006 to 12/31/2006	$12.86	$13.79	103,542
01/01/2007 to 12/31/2007	$13.79	$14.17	70,944
01/01/2008 to 12/31/2008	$14.17	$9.23	89,300
01/01/2009 to 12/31/2009	$9.23	$11.50	80,525
01/01/2010 to 12/31/2010	$11.50	$14.28	164,711
01/01/2011 to 12/31/2011	$14.28	$14.29	44,095
01/01/2012 to 12/31/2012	$14.29	$15.87	27,995
01/01/2013 to 12/31/2013	$15.87	$22.00	55,364
ProFund VP Small-Cap Value
01/01/2004 to 12/31/2004	$9.46	$11.22	123,988
01/01/2005 to 12/31/2005	$11.22	$11.52	53,564
01/01/2006 to 12/31/2006	$11.52	$13.36	181,265
01/01/2007 to 12/31/2007	$13.36	$12.24	56,109
01/01/2008 to 12/31/2008	$12.24	$8.38	63,921
01/01/2009 to 12/31/2009	$8.38	$9.96	41,964
01/01/2010 to 12/31/2010	$9.96	$12.01	57,571
01/01/2011 to 12/31/2011	$12.01	$11.37	67,448
01/01/2012 to 12/31/2012	$11.37	$13.05	34,099
01/01/2013 to 12/31/2013	$13.05	$17.74	40,932
ProFund VP Technology
01/01/2004 to 12/31/2004	$5.00	$4.91	88,720
01/01/2005 to 12/31/2005	$4.91	$4.91	109,697
01/01/2006 to 12/31/2006	$4.91	$5.24	74,232
01/01/2007 to 12/31/2007	$5.24	$5.92	199,048
01/01/2008 to 12/31/2008	$5.92	$3.25	78,353
01/01/2009 to 12/31/2009	$3.25	$5.19	138,365
01/01/2010 to 12/31/2010	$5.19	$5.67	108,312
01/01/2011 to 12/31/2011	$5.67	$5.53	131,824
01/01/2012 to 12/31/2012	$5.53	$6.02	43,220
01/01/2013 to 12/31/2013	$6.02	$7.44	29,687

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
ProFund VP Telecommunications
01/01/2004 to 12/31/2004	$4.41	$5.04	118,731
01/01/2005 to 12/31/2005	$5.04	$4.64	45,277
01/01/2006 to 12/31/2006	$4.64	$6.16	207,252
01/01/2007 to 12/31/2007	$6.16	$6.59	120,262
01/01/2008 to 12/31/2008	$6.59	$4.27	89,358
01/01/2009 to 12/31/2009	$4.27	$4.52	80,465
01/01/2010 to 12/31/2010	$4.52	$5.17	83,526
01/01/2011 to 12/31/2011	$5.17	$5.20	36,580
01/01/2012 to 12/31/2012	$5.20	$5.98	22,687
01/01/2013 to 12/31/2013	$5.98	$6.62	13,136
ProFund VP U.S. Government Plus
01/01/2004 to 12/31/2004	$11.15	$11.91	42,782
01/01/2005 to 12/31/2005	$11.91	$12.83	119,421
01/01/2006 to 12/31/2006	$12.83	$12.09	50,469
01/01/2007 to 12/31/2007	$12.09	$13.15	250,069
01/01/2008 to 12/31/2008	$13.15	$19.44	169,486
01/01/2009 to 12/31/2009	$19.44	$12.93	80,750
01/01/2010 to 12/31/2010	$12.93	$14.06	70,483
01/01/2011 to 12/31/2011	$14.06	$19.93	41,695
01/01/2012 to 12/31/2012	$19.93	$19.87	22,641
01/01/2013 to 12/31/2013	$19.87	$15.87	6,603
ProFund VP UltraBull
01/01/2004 to 12/31/2004	$7.13	$8.25	305,666
01/01/2005 to 12/31/2005	$8.25	$8.36	82,031
01/01/2006 to 12/31/2006	$8.36	$10.16	91,153
01/01/2007 to 12/31/2007	$10.16	$10.11	117,940
01/01/2008 to 12/31/2008	$10.11	$3.26	201,842
01/01/2009 to 12/31/2009	$3.26	$4.65	187,230
01/01/2010 to 12/31/2010	$4.65	$5.61	134,141
01/01/2011 to 12/31/2011	$5.61	$5.27	92,855
01/01/2012 to 12/31/2012	$5.27	$6.71	49,626
01/01/2013 to 12/31/2013	$6.71	$11.14	34,632
ProFund VP UltraMid-Cap
01/01/2004 to 12/31/2004	$9.62	$12.13	115,073
01/01/2005 to 12/31/2005	$12.13	$14.12	150,869
01/01/2006 to 12/31/2006	$14.12	$15.42	133,297
01/01/2007 to 12/31/2007	$15.42	$16.14	93,025
01/01/2008 to 12/31/2008	$16.14	$5.18	149,958
01/01/2009 to 12/31/2009	$5.18	$8.49	113,659
01/01/2010 to 12/31/2010	$8.49	$12.54	116,062
01/01/2011 to 12/31/2011	$12.54	$10.70	53,860
01/01/2012 to 12/31/2012	$10.70	$13.99	45,039
01/01/2013 to 12/31/2013	$13.99	$23.58	37,444

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
ProFund VP UltraNASDAQ-100
01/01/2004 to 12/31/2004	$0.77	$0.87	6,405,048
01/01/2005 to 12/31/2005	$0.87	$0.82	7,044,313
01/01/2006 to 12/31/2006	$0.82	$0.85	6,941,343
01/01/2007 to 12/31/2007	$0.85	$1.08	6,538,979
01/01/2008 to 12/31/2008	$1.08	$0.29	2,231,878
01/01/2009 to 12/31/2009	$0.29	$0.63	3,119,054
01/01/2010 to 12/31/2010	$0.63	$0.84	2,867,144
01/01/2011 to 12/31/2011	$0.84	$0.82	2,037,370
01/01/2012 to 12/31/2012	$0.82	$1.09	712,083
01/01/2013 to 12/31/2013	$1.09	$1.92	244,843
ProFund VP UltraSmall-Cap
01/01/2004 to 12/31/2004	$9.49	$12.28	143,175
01/01/2005 to 12/31/2005	$12.28	$12.10	52,922
01/01/2006 to 12/31/2006	$12.10	$15.06	56,197
01/01/2007 to 12/31/2007	$15.06	$12.91	55,859
01/01/2008 to 12/31/2008	$12.91	$4.31	126,179
01/01/2009 to 12/31/2009	$4.31	$5.97	128,561
01/01/2010 to 12/31/2010	$5.97	$8.75	82,740
01/01/2011 to 12/31/2011	$8.75	$7.01	71,070
01/01/2012 to 12/31/2012	$7.01	$8.97	39,554
01/01/2013 to 12/31/2013	$8.97	$16.53	33,774
ProFund VP Utilities
01/01/2004 to 12/31/2004	$7.32	$8.75	79,702
01/01/2005 to 12/31/2005	$8.75	$9.77	213,814
01/01/2006 to 12/31/2006	$9.77	$11.51	237,712
01/01/2007 to 12/31/2007	$11.51	$13.16	338,965
01/01/2008 to 12/31/2008	$13.16	$9.00	105,879
01/01/2009 to 12/31/2009	$9.00	$9.85	95,836
01/01/2010 to 12/31/2010	$9.85	$10.30	65,508
01/01/2011 to 12/31/2011	$10.30	$11.96	79,104
01/01/2012 to 12/31/2012	$11.96	$11.82	38,438
01/01/2013 to 12/31/2013	$11.82	$13.23	35,829
Prudential SP International Growth Portfolio
01/01/2004 to 12/31/2004	—	$10.53	18,568
01/01/2005 to 12/31/2005	$10.53	$12.10	32,119
01/01/2006 to 12/31/2006	$12.10	$14.47	100,114
01/01/2007 to 12/31/2007	$14.47	$17.08	109,207
01/01/2008 to 12/31/2008	$17.08	$8.38	53,085
01/01/2009 to 12/31/2009	$8.38	$11.35	39,038
01/01/2010 to 12/31/2010	$11.35	$12.78	37,153
01/01/2011 to 12/31/2011	$12.78	$10.74	22,812
01/01/2012 to 12/31/2012	$10.74	$12.98	15,184
01/01/2013 to 12/31/2013	$12.98	$15.24	17,838

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
S&P Target 24 Portfolio
01/01/2004 to 12/31/2004	$11.89	$13.34	43,536
01/01/2005 to 12/31/2005	$13.34	$13.72	46,537
01/01/2006 to 12/31/2006	$13.72	$13.94	45,207
01/01/2007 to 12/31/2007	$13.94	$14.35	57,244
01/01/2008 to 12/31/2008	$14.35	$10.21	32,217
01/01/2009 to 12/31/2009	$10.21	$11.47	38,613
01/01/2010 to 12/31/2010	$11.47	$13.51	20,090
01/01/2011 to 12/31/2011	$13.51	$14.49	15,815
01/01/2012 to 12/31/2012	$14.49	$15.66	15,930
01/01/2013 to 12/31/2013	$15.66	$21.98	21,990
Target Managed VIP Portfolio
01/01/2004 to 12/31/2004	$13.20	$14.64	695,591
01/01/2005 to 12/31/2005	$14.64	$15.50	732,183
01/01/2006 to 12/31/2006	$15.50	$17.07	751,781
01/01/2007 to 12/31/2007	$17.07	$18.45	676,438
01/01/2008 to 12/31/2008	$18.45	$10.05	229,477
01/01/2009 to 12/31/2009	$10.05	$11.22	142,533
01/01/2010 to 12/31/2010	$11.22	$13.20	110,909
01/01/2011 to 12/31/2011	$13.20	$12.81	88,019
01/01/2012 to 12/31/2012	$12.81	$14.30	83,048
01/01/2013 to 12/31/2013	$14.30	$19.18	47,324
The DOW DART 10 Portfolio
01/01/2004 to 12/31/2004	$12.05	$12.35	24,245
01/01/2005 to 12/31/2005	$12.35	$11.81	25,001
01/01/2006 to 12/31/2006	$11.81	$14.64	50,230
01/01/2007 to 12/31/2007	$14.64	$14.55	42,707
01/01/2008 to 12/31/2008	$14.55	$10.27	13,353
01/01/2009 to 12/31/2009	$10.27	$11.56	10,232
01/01/2010 to 12/31/2010	$11.56	$13.33	15,522
01/01/2011 to 12/31/2011	$13.33	$14.17	12,267
01/01/2012 to 12/31/2012	$14.17	$15.50	11,871
01/01/2013 to 12/31/2013	$15.50	$20.03	11,910
The DOW Target Dividend Portfolio
05/02/2005* to 12/31/2005	$10.00	$9.79	290,983
01/01/2006 to 12/31/2006	$9.79	$11.42	415,893
01/01/2007 to 12/31/2007	$11.42	$11.40	397,672
01/01/2008 to 12/31/2008	$11.40	$6.69	263,193
01/01/2009 to 12/31/2009	$6.69	$7.54	233,259
01/01/2010 to 12/31/2010	$7.54	$8.68	192,557
01/01/2011 to 12/31/2011	$8.68	$9.08	156,556
01/01/2012 to 12/31/2012	$9.08	$9.47	120,219
01/01/2013 to 12/31/2013	$9.47	$11.99	102,535
Value Line Target 25 Portfolio
01/01/2004 to 12/31/2004	—	$16.61	33,213
01/01/2005 to 12/31/2005	$16.61	$19.64	130,528
01/01/2006 to 12/31/2006	$19.64	$19.95	178,140
01/01/2007 to 12/31/2007	$19.95	$23.28	204,229
01/01/2008 to 12/31/2008	$23.28	$10.39	181,230
01/01/2009 to 12/31/2009	$10.39	$10.99	158,950
01/01/2010 to 12/31/2010	$10.99	$14.15	124,480
01/01/2011 to 12/31/2011	$14.15	$10.53	101,101
01/01/2012 to 12/31/2012	$10.53	$12.61	71,786
01/01/2013 to 12/31/2013	$12.61	$16.37	49,260

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
Wells Fargo Advantage VT Equity Income
01/01/2004 to 12/31/2004	$15.79	$17.32	19,612
01/01/2005 to 12/31/2005	$17.32	$18.02	23,574
01/01/2006 to 12/31/2006	$18.02	$21.10	23,739
01/01/2007 to 12/31/2007	$21.10	$21.42	20,467
01/01/2008 to 12/31/2008	$21.42	$13.44	55,757
01/01/2009 to 12/31/2009	$13.44	$15.51	30,734
01/01/2010 to 07/16/2010	$15.51	$14.93	0
Wells Fargo Advantage VT International Equity Portfolio Share Class 1
07/16/2010* to 12/31/2010	$12.28	$14.87	173,563
01/01/2011 to 12/31/2011	$14.87	$12.81	149,767
01/01/2012 to 12/31/2012	$12.81	$14.38	122,892
01/01/2013 to 12/31/2013	$14.38	$17.03	100,597
Wells Fargo Advantage VT Intrinsic Value Portfolio Share Class 2
07/16/2010* to 12/31/2010	$14.93	$17.43	37,256
01/01/2011 to 12/31/2011	$17.43	$16.84	22,159
01/01/2012 to 12/31/2012	$16.84	$19.87	20,199
01/01/2013 to 12/31/2013	$19.87	$25.57	15,181
Wells Fargo Advantage VT Omega Growth Portfolio Share Class 1
07/16/2010* to 12/31/2010	$11.08	$14.00	129,477
01/01/2011 to 12/31/2011	$14.00	$13.08	90,859
01/01/2012 to 12/31/2012	$13.08	$15.60	50,798
01/01/2013 to 12/31/2013	$15.60	$21.60	38,150
Wells Fargo Advantage VT Small Cap Growth Portfolio Share Class 1
07/16/2010* to 12/31/2010	$9.59	$12.27	116,451
01/01/2011 to 12/31/2011	$12.27	$11.59	69,975
01/01/2012 to 12/31/2012	$11.59	$12.38	43,174
01/01/2013 to 12/31/2013	$12.38	$18.40	36,856

*	Denotes the start date of these sub-accounts

ASAP III

Prudential Annuities Life Assurance Corporation

Prospectus

ACCUMULATION UNIT VALUES: With HD GRO 60 bps and Combo 5%/HAV 80 bps OR GRO Plus 2008 60 bps and Combo 5%/HAV 80 bps (2.65%)

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
ACCESS VP High Yield Fund
05/01/2009 to 12/31/2009	$9.85	$12.11	0
01/01/2010 to 12/31/2010	$12.11	$13.72	0
01/01/2011 to 12/31/2011	$13.72	$13.72	0
01/01/2012 to 12/31/2012	$13.72	$15.24	0
01/01/2013 to 12/31/2013	$15.24	$16.32	0

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Academic Strategies Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$7.66	$9.30	159,301
01/01/2010 to 12/31/2010	$9.30	$10.14	212,391
01/01/2011 to 12/31/2011	$10.14	$9.61	105,066
01/01/2012 to 12/31/2012	$9.61	$10.53	134,457
01/01/2013 to 12/31/2013	$10.53	$11.27	66,527
AST Advanced Strategies Portfolio
05/01/2009 to 12/31/2009	$7.68	$9.46	108,658
01/01/2010 to 12/31/2010	$9.46	$10.47	131,942
01/01/2011 to 12/31/2011	$10.47	$10.21	48,552
01/01/2012 to 12/31/2012	$10.21	$11.29	57,706
01/01/2013 to 12/31/2013	$11.29	$12.82	25,222
AST American Century Income & Growth Portfolio
05/01/2009 to 12/31/2009	$6.70	$8.26	53,149
01/01/2010 to 12/31/2010	$8.26	$9.15	55,133
01/01/2011 to 12/31/2011	$9.15	$9.23	13,061
01/01/2012 to 05/04/2012	$9.23	$9.99	0
AST Balanced Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$7.97	$9.54	676,115
01/01/2010 to 12/31/2010	$9.54	$10.43	803,521
01/01/2011 to 12/31/2011	$10.43	$10.03	368,297
01/01/2012 to 12/31/2012	$10.03	$10.98	447,452
01/01/2013 to 12/31/2013	$10.98	$12.58	326,622
AST BlackRock Global Strategies Portfolio
05/02/2011* to 12/31/2011	$10.00	$9.10	6,280
01/01/2012 to 12/31/2012	$9.10	$9.92	23,922
01/01/2013 to 12/31/2013	$9.92	$10.70	18,253
AST BlackRock iShares ETF Portfolio
04/29/2013* to 12/31/2013	$10.00	$10.43	0
AST Bond Portfolio 2015
05/01/2009 to 12/31/2009	$9.96	$9.95	0
01/01/2010 to 12/31/2010	$9.95	$10.59	0
01/01/2011 to 12/31/2011	$10.59	$10.97	0
01/01/2012 to 12/31/2012	$10.97	$11.01	0
01/01/2013 to 12/31/2013	$11.01	$10.68	0
AST Bond Portfolio 2016
05/01/2009 to 12/31/2009	$9.94	$9.57	5,603
01/01/2010 to 12/31/2010	$9.57	$10.30	156,943
01/01/2011 to 12/31/2011	$10.30	$11.00	575,620
01/01/2012 to 12/31/2012	$11.00	$11.15	307,580
01/01/2013 to 12/31/2013	$11.15	$10.78	65,976
AST Bond Portfolio 2017
01/04/2010* to 12/31/2010	$10.00	$10.67	310,356
01/01/2011 to 12/31/2011	$10.67	$11.57	645,073
01/01/2012 to 12/31/2012	$11.57	$11.84	401,438
01/01/2013 to 12/31/2013	$11.84	$11.29	152,935
AST Bond Portfolio 2018
05/01/2009 to 12/31/2009	$9.92	$9.64	0
01/01/2010 to 12/31/2010	$9.64	$10.43	0
01/01/2011 to 12/31/2011	$10.43	$11.53	794,107
01/01/2012 to 12/31/2012	$11.53	$11.87	526,285
01/01/2013 to 12/31/2013	$11.87	$11.19	279,656

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Bond Portfolio 2019
05/01/2009 to 12/31/2009	$9.91	$9.54	0
01/01/2010 to 12/31/2010	$9.54	$10.34	6,929
01/01/2011 to 12/31/2011	$10.34	$11.67	0
01/01/2012 to 12/31/2012	$11.67	$12.03	305,082
01/01/2013 to 12/31/2013	$12.03	$11.15	288,796
AST Bond Portfolio 2020
05/01/2009 to 12/31/2009	$9.88	$9.21	0
01/01/2010 to 12/31/2010	$9.21	$10.03	100,282
01/01/2011 to 12/31/2011	$10.03	$11.59	8,944
01/01/2012 to 12/31/2012	$11.59	$12.00	7,256
01/01/2013 to 12/31/2013	$12.00	$10.92	685,862
AST Bond Portfolio 2021
01/04/2010* to 12/31/2010	$10.00	$10.91	64,449
01/01/2011 to 12/31/2011	$10.91	$12.78	706,219
01/01/2012 to 12/31/2012	$12.78	$13.29	323,557
01/01/2013 to 12/31/2013	$13.29	$12.03	15,261
AST Bond Portfolio 2022
01/03/2011* to 12/31/2011	$10.00	$11.92	329,141
01/01/2012 to 12/31/2012	$11.92	$12.28	414,448
01/01/2013 to 12/31/2013	$12.28	$10.79	45,625
AST Bond Portfolio 2023
01/03/2012* to 12/31/2012	$10.00	$10.31	155,312
01/01/2013 to 12/31/2013	$10.31	$9.01	1,001,752
AST Bond Portfolio 2024
01/02/2013* to 12/31/2013	$10.00	$8.67	405,665
AST Capital Growth Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$7.48	$9.13	708,219
01/01/2010 to 12/31/2010	$9.13	$10.08	749,579
01/01/2011 to 12/31/2011	$10.08	$9.58	281,330
01/01/2012 to 12/31/2012	$9.58	$10.60	358,749
01/01/2013 to 12/31/2013	$10.60	$12.66	307,488
AST ClearBridge Dividend Growth Portfolio formerly, AST Clearbridge Dividend Growth Portfolio
02/25/2013* to 12/31/2013	$10.00	$11.56	0
AST Cohen & Steers Realty Portfolio
05/01/2009 to 12/31/2009	$6.68	$10.04	39,209
01/01/2010 to 12/31/2010	$10.04	$12.58	51,647
01/01/2011 to 12/31/2011	$12.58	$13.05	12,690
01/01/2012 to 12/31/2012	$13.05	$14.65	15,675
01/01/2013 to 12/31/2013	$14.65	$14.71	10,375
AST Defensive Asset Allocation Portfolio
04/29/2013* to 12/31/2013	$10.00	$9.62	0
AST Federated Aggressive Growth Portfolio
05/01/2009 to 12/31/2009	$7.01	$9.09	19,394
01/01/2010 to 12/31/2010	$9.09	$11.73	35,005
01/01/2011 to 12/31/2011	$11.73	$9.92	19,569
01/01/2012 to 12/31/2012	$9.92	$11.60	17,162
01/01/2013 to 12/31/2013	$11.60	$15.89	14,881

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST FI Pyramis® Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$7.02	$8.35	30,995
01/01/2010 to 12/31/2010	$8.35	$9.22	58,869
01/01/2011 to 12/31/2011	$9.22	$8.75	19,800
01/01/2012 to 12/31/2012	$8.75	$9.68	22,329
01/01/2013 to 12/31/2013	$9.68	$11.23	25,652
AST First Trust Balanced Target Portfolio
05/01/2009 to 12/31/2009	$6.97	$8.53	137,785
01/01/2010 to 12/31/2010	$8.53	$9.49	188,595
01/01/2011 to 12/31/2011	$9.49	$9.10	91,985
01/01/2012 to 12/31/2012	$9.10	$9.80	102,678
01/01/2013 to 12/31/2013	$9.80	$10.95	41,823
AST Franklin Templeton Founding Funds Allocation Portfolio
04/30/2012* to 12/31/2012	$10.00	$10.67	120,659
01/01/2013 to 12/31/2013	$10.67	$12.93	69,377
AST Franklin Templeton Founding Funds Plus Portfolio
04/29/2013* to 12/31/2013	$10.00	$10.74	0
AST Global Real Estate Portfolio
05/01/2009 to 12/31/2009	$5.68	$8.00	45,530
01/01/2010 to 12/31/2010	$8.00	$9.37	52,578
01/01/2011 to 12/31/2011	$9.37	$8.66	13,704
01/01/2012 to 12/31/2012	$8.66	$10.69	16,463
01/01/2013 to 12/31/2013	$10.69	$10.86	8,942
AST Goldman Sachs Concentrated Growth Portfolio
05/01/2009 to 12/31/2009	$8.42	$10.72	11,362
01/01/2010 to 12/31/2010	$10.72	$11.51	26,337
01/01/2011 to 12/31/2011	$11.51	$10.76	8,661
01/01/2012 to 12/31/2012	$10.76	$12.55	9,618
01/01/2013 to 12/31/2013	$12.55	$15.85	6,547
AST Goldman Sachs Large-Cap Value Portfolio
05/01/2009 to 12/31/2009	$6.64	$7.97	6,997
01/01/2010 to 12/31/2010	$7.97	$8.76	13,269
01/01/2011 to 12/31/2011	$8.76	$8.05	4,169
01/01/2012 to 12/31/2012	$8.05	$9.38	4,513
01/01/2013 to 12/31/2013	$9.38	$12.20	2,530
AST Goldman Sachs Mid-Cap Growth Portfolio
05/01/2009 to 12/31/2009	$8.32	$11.11	17,908
01/01/2010 to 12/31/2010	$11.11	$12.96	39,965
01/01/2011 to 12/31/2011	$12.96	$12.25	10,818
01/01/2012 to 12/31/2012	$12.25	$14.26	13,842
01/01/2013 to 12/31/2013	$14.26	$18.35	17,574
AST Goldman Sachs Multi-Asset Portfolio formerly, AST Horizon Moderate Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$7.64	$9.00	91,733
01/01/2010 to 12/31/2010	$9.00	$9.78	111,962
01/01/2011 to 12/31/2011	$9.78	$9.47	37,760
01/01/2012 to 12/31/2012	$9.47	$10.16	41,636
01/01/2013 to 12/31/2013	$10.16	$10.86	29,512
AST Goldman Sachs Small-Cap Value Portfolio
05/01/2009 to 12/31/2009	$7.62	$9.73	7,376
01/01/2010 to 12/31/2010	$9.73	$12.01	32,918
01/01/2011 to 12/31/2011	$12.01	$11.84	10,130
01/01/2012 to 12/31/2012	$11.84	$13.34	12,406
01/01/2013 to 12/31/2013	$13.34	$18.03	9,636

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Herndon Large-Cap Value Portfolio formerly, AST BlackRock Value Portfolio
05/01/2009 to 12/31/2009	$6.93	$8.71	23,375
01/01/2010 to 12/31/2010	$8.71	$9.54	49,989
01/01/2011 to 12/31/2011	$9.54	$9.24	18,206
01/01/2012 to 12/31/2012	$9.24	$10.20	15,220
01/01/2013 to 12/31/2013	$10.20	$13.37	1,249
AST High Yield Portfolio
05/01/2009 to 12/31/2009	$8.05	$10.02	34,468
01/01/2010 to 12/31/2010	$10.02	$11.07	56,851
01/01/2011 to 12/31/2011	$11.07	$11.12	18,231
01/01/2012 to 12/31/2012	$11.12	$12.33	31,773
01/01/2013 to 12/31/2013	$12.33	$12.86	11,852
AST International Growth Portfolio
05/01/2009 to 12/31/2009	$7.48	$9.75	27,547
01/01/2010 to 12/31/2010	$9.75	$10.86	42,682
01/01/2011 to 12/31/2011	$10.86	$9.21	14,523
01/01/2012 to 12/31/2012	$9.21	$10.79	13,807
01/01/2013 to 12/31/2013	$10.79	$12.51	28,143
AST International Value Portfolio
05/01/2009 to 12/31/2009	$8.11	$10.46	44,606
01/01/2010 to 12/31/2010	$10.46	$11.31	49,149
01/01/2011 to 12/31/2011	$11.31	$9.63	11,615
01/01/2012 to 12/31/2012	$9.63	$10.94	25,404
01/01/2013 to 12/31/2013	$10.94	$12.72	12,457
AST J.P. Morgan Global Thematic Portfolio
05/01/2009 to 12/31/2009	$6.97	$8.47	147,100
01/01/2010 to 12/31/2010	$8.47	$9.38	204,130
01/01/2011 to 12/31/2011	$9.38	$9.08	79,044
01/01/2012 to 12/31/2012	$9.08	$10.04	86,248
01/01/2013 to 12/31/2013	$10.04	$11.36	52,088
AST J.P. Morgan International Equity Portfolio formerly, AST JPMorgan International Equity Portfolio
05/01/2009 to 12/31/2009	$7.60	$10.15	9,545
01/01/2010 to 12/31/2010	$10.15	$10.59	37,715
01/01/2011 to 12/31/2011	$10.59	$9.37	12,895
01/01/2012 to 12/31/2012	$9.37	$11.12	15,160
01/01/2013 to 12/31/2013	$11.12	$12.49	9,996
AST J.P. Morgan Strategic Opportunities Portfolio
05/01/2009 to 12/31/2009	$9.35	$10.77	81,132
01/01/2010 to 12/31/2010	$10.77	$11.26	55,706
01/01/2011 to 12/31/2011	$11.26	$10.99	32,627
01/01/2012 to 12/31/2012	$10.99	$11.84	45,485
01/01/2013 to 12/31/2013	$11.84	$12.80	26,599
AST Jennison Large-Cap Growth Portfolio
11/16/2009* to 12/31/2009	$10.08	$10.28	0
01/01/2010 to 12/31/2010	$10.28	$11.14	5,980
01/01/2011 to 12/31/2011	$11.14	$10.91	1,722
01/01/2012 to 12/31/2012	$10.91	$12.24	2,198
01/01/2013 to 12/31/2013	$12.24	$16.26	777

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Jennison Large-Cap Value Portfolio
11/16/2009* to 12/31/2009	$10.14	$10.29	0
01/01/2010 to 12/31/2010	$10.29	$11.39	6,807
01/01/2011 to 12/31/2011	$11.39	$10.44	549
01/01/2012 to 12/31/2012	$10.44	$11.50	554
01/01/2013 to 12/31/2013	$11.50	$14.72	11
AST Large-Cap Value Portfolio
05/01/2009 to 12/31/2009	$5.99	$7.55	12,659
01/01/2010 to 12/31/2010	$7.55	$8.32	4,760
01/01/2011 to 12/31/2011	$8.32	$7.76	3,241
01/01/2012 to 12/31/2012	$7.76	$8.83	12,829
01/01/2013 to 12/31/2013	$8.83	$12.02	34,651
AST Loomis Sayles Large-Cap Growth Portfolio formerly, AST Marsico Capital Growth Portfolio
05/01/2009 to 12/31/2009	$6.91	$8.75	37,494
01/01/2010 to 12/31/2010	$8.75	$10.20	63,578
01/01/2011 to 12/31/2011	$10.20	$9.84	22,561
01/01/2012 to 12/31/2012	$9.84	$10.76	21,520
01/01/2013 to 12/31/2013	$10.76	$14.30	4,048
AST Lord Abbett Core Fixed Income Portfolio
05/01/2009 to 12/31/2009	$8.89	$10.66	27,186
01/01/2010 to 12/31/2010	$10.66	$11.77	21,065
01/01/2011 to 12/31/2011	$11.77	$12.63	24,541
01/01/2012 to 12/31/2012	$12.63	$13.02	18,227
01/01/2013 to 12/31/2013	$13.02	$12.42	10,377
AST MFS Global Equity Portfolio
05/01/2009 to 12/31/2009	$8.33	$11.01	6,858
01/01/2010 to 12/31/2010	$11.01	$12.01	12,938
01/01/2011 to 12/31/2011	$12.01	$11.33	5,269
01/01/2012 to 12/31/2012	$11.33	$13.57	3,362
01/01/2013 to 12/31/2013	$13.57	$16.87	2,723
AST MFS Growth Portfolio
05/01/2009 to 12/31/2009	$7.93	$9.58	7,736
01/01/2010 to 12/31/2010	$9.58	$10.51	8,723
01/01/2011 to 12/31/2011	$10.51	$10.18	3,745
01/01/2012 to 12/31/2012	$10.18	$11.60	12,102
01/01/2013 to 12/31/2013	$11.60	$15.44	16,542
AST MFS Large-Cap Value Portfolio
08/20/2012* to 12/31/2012	$10.00	$10.16	0
01/01/2013 to 12/31/2013	$10.16	$13.30	0
AST Mid-Cap Value Portfolio
05/01/2009 to 12/31/2009	$7.05	$9.30	8,401
01/01/2010 to 12/31/2010	$9.30	$11.19	30,309
01/01/2011 to 12/31/2011	$11.19	$10.52	11,640
01/01/2012 to 12/31/2012	$10.52	$12.13	14,025
01/01/2013 to 12/31/2013	$12.13	$15.63	20,604
AST Money Market Portfolio
05/01/2009 to 12/31/2009	$10.32	$10.14	186,292
01/01/2010 to 12/31/2010	$10.14	$9.88	56,299
01/01/2011 to 12/31/2011	$9.88	$9.62	49,295
01/01/2012 to 12/31/2012	$9.62	$9.36	40,412
01/01/2013 to 12/31/2013	$9.36	$9.11	11,715

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Neuberger Berman / LSV Mid-Cap Value Portfolio
05/01/2009 to 12/31/2009	$6.67	$8.99	13,800
01/01/2010 to 12/31/2010	$8.99	$10.81	36,557
01/01/2011 to 12/31/2011	$10.81	$10.26	11,055
01/01/2012 to 12/31/2012	$10.26	$11.70	14,944
01/01/2013 to 12/31/2013	$11.70	$16.17	7,481
AST Neuberger Berman Core Bond Portfolio
10/31/2011* to 12/31/2011	$10.03	$10.05	0
01/01/2012 to 12/31/2012	$10.05	$10.26	780
01/01/2013 to 12/31/2013	$10.26	$9.71	420
AST Neuberger Berman Mid-Cap Growth Portfolio
05/01/2009 to 12/31/2009	$8.41	$10.38	8,686
01/01/2010 to 12/31/2010	$10.38	$13.00	18,742
01/01/2011 to 12/31/2011	$13.00	$12.87	5,978
01/01/2012 to 12/31/2012	$12.87	$14.08	12,258
01/01/2013 to 12/31/2013	$14.08	$18.17	4,962
AST Neuberger Berman Small-Cap Growth Portfolio
05/01/2009 to 12/31/2009	$6.84	$8.27	9,909
01/01/2010 to 12/31/2010	$8.27	$9.69	15,269
01/01/2011 to 04/29/2011	$9.69	$10.83	0
AST New Discovery Asset Allocation Portfolio
04/30/2012* to 12/31/2012	$10.00	$10.25	10,230
01/01/2013 to 12/31/2013	$10.25	$11.87	7,334
AST Parametric Emerging Markets Equity Portfolio
05/01/2009 to 12/31/2009	$6.14	$8.99	15,797
01/01/2010 to 12/31/2010	$8.99	$10.71	34,990
01/01/2011 to 12/31/2011	$10.71	$8.31	11,571
01/01/2012 to 12/31/2012	$8.31	$9.54	15,406
01/01/2013 to 12/31/2013	$9.54	$9.31	3,091
AST PIMCO Limited Maturity Bond Portfolio
05/01/2009 to 12/31/2009	$10.59	$11.07	27,342
01/01/2010 to 12/31/2010	$11.07	$11.20	33,522
01/01/2011 to 12/31/2011	$11.20	$11.14	14,026
01/01/2012 to 12/31/2012	$11.14	$11.36	8,601
01/01/2013 to 12/31/2013	$11.36	$10.82	4,268
AST PIMCO Total Return Bond Portfolio
05/01/2009 to 12/31/2009	$10.49	$11.57	100,899
01/01/2010 to 12/31/2010	$11.57	$12.13	259,444
01/01/2011 to 12/31/2011	$12.13	$12.18	94,206
01/01/2012 to 12/31/2012	$12.18	$12.97	96,756
01/01/2013 to 12/31/2013	$12.97	$12.39	59,772
AST Preservation Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$8.86	$10.22	159,770
01/01/2010 to 12/31/2010	$10.22	$11.00	172,519
01/01/2011 to 12/31/2011	$11.00	$10.81	76,467
01/01/2012 to 12/31/2012	$10.81	$11.62	85,882
01/01/2013 to 12/31/2013	$11.62	$12.35	28,140
AST Prudential Core Bond Portfolio
10/31/2011* to 12/31/2011	$10.02	$10.05	0
01/01/2012 to 12/31/2012	$10.05	$10.48	623
01/01/2013 to 12/31/2013	$10.48	$9.97	925

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Prudential Growth Allocation Portfolio formerly, AST First Trust Capital Appreciation Target Portfolio
05/01/2009 to 12/31/2009	$6.58	$7.98	350,219
01/01/2010 to 12/31/2010	$7.98	$9.25	333,228
01/01/2011 to 12/31/2011	$9.25	$8.44	126,388
01/01/2012 to 12/31/2012	$8.44	$9.28	162,969
01/01/2013 to 12/31/2013	$9.28	$10.57	77,591
AST QMA US Equity Alpha Portfolio
05/01/2009 to 12/31/2009	$6.28	$7.95	440
01/01/2010 to 12/31/2010	$7.95	$8.90	3,799
01/01/2011 to 12/31/2011	$8.90	$8.97	1,298
01/01/2012 to 12/31/2012	$8.97	$10.37	2,513
01/01/2013 to 12/31/2013	$10.37	$13.37	1,248
AST Quantitative Modeling Portfolio
05/02/2011* to 12/31/2011	$10.00	$8.84	0
01/01/2012 to 12/31/2012	$8.84	$9.74	0
01/01/2013 to 12/31/2013	$9.74	$11.60	0
AST RCM World Trends Portfolio formerly, AST CLS Moderate Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$7.17	$8.49	138,328
01/01/2010 to 12/31/2010	$8.49	$9.25	113,621
01/01/2011 to 12/31/2011	$9.25	$8.85	45,096
01/01/2012 to 12/31/2012	$8.85	$9.50	48,074
01/01/2013 to 12/31/2013	$9.50	$10.39	22,804
AST Schroders Global Tactical Portfolio
05/01/2009 to 12/31/2009	$7.32	$8.95	77,197
01/01/2010 to 12/31/2010	$8.95	$9.96	101,506
01/01/2011 to 12/31/2011	$9.96	$9.47	41,550
01/01/2012 to 12/31/2012	$9.47	$10.68	44,657
01/01/2013 to 12/31/2013	$10.68	$12.28	20,811
AST Schroders Multi-Asset World Strategies Portfolio
05/01/2009 to 12/31/2009	$7.98	$9.76	101,532
01/01/2010 to 12/31/2010	$9.76	$10.62	180,063
01/01/2011 to 12/31/2011	$10.62	$9.99	67,956
01/01/2012 to 12/31/2012	$9.99	$10.81	77,240
01/01/2013 to 12/31/2013	$10.81	$12.04	35,159
AST Small-Cap Growth Portfolio
05/01/2009 to 12/31/2009	$7.46	$9.76	4,989
01/01/2010 to 12/31/2010	$9.76	$12.96	8,672
01/01/2011 to 12/31/2011	$12.96	$12.49	3,795
01/01/2012 to 12/31/2012	$12.49	$13.64	9,240
01/01/2013 to 12/31/2013	$13.64	$17.95	10,329
AST Small-Cap Value Portfolio
05/01/2009 to 12/31/2009	$7.42	$9.59	57,584
01/01/2010 to 12/31/2010	$9.59	$11.76	57,699
01/01/2011 to 12/31/2011	$11.76	$10.77	18,951
01/01/2012 to 12/31/2012	$10.77	$12.38	25,564
01/01/2013 to 12/31/2013	$12.38	$16.57	26,533

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST T. Rowe Price Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$8.41	$10.14	110,706
01/01/2010 to 12/31/2010	$10.14	$11.01	148,995
01/01/2011 to 12/31/2011	$11.01	$10.93	63,515
01/01/2012 to 12/31/2012	$10.93	$12.08	75,183
01/01/2013 to 12/31/2013	$12.08	$13.74	37,483
AST T. Rowe Price Equity Income Portfolio
05/01/2009 to 12/31/2009	$6.07	$7.73	14,808
01/01/2010 to 12/31/2010	$7.73	$8.52	17,597
01/01/2011 to 12/31/2011	$8.52	$8.16	8,102
01/01/2012 to 12/31/2012	$8.16	$9.32	19,482
01/01/2013 to 12/31/2013	$9.32	$11.76	24,827
AST T. Rowe Price Large-Cap Growth Portfolio
05/01/2009 to 12/31/2009	$8.57	$11.25	13,227
01/01/2010 to 12/31/2010	$11.25	$12.68	16,377
01/01/2011 to 12/31/2011	$12.68	$12.14	5,215
01/01/2012 to 12/31/2012	$12.14	$13.89	7,212
01/01/2013 to 12/31/2013	$13.89	$19.48	20,350
AST T. Rowe Price Natural Resources Portfolio
05/01/2009 to 12/31/2009	$9.56	$12.71	61,248
01/01/2010 to 12/31/2010	$12.71	$14.91	92,333
01/01/2011 to 12/31/2011	$14.91	$12.35	29,413
01/01/2012 to 12/31/2012	$12.35	$12.45	34,645
01/01/2013 to 12/31/2013	$12.45	$13.99	20,962
AST Templeton Global Bond Portfolio formerly, AST T. Rowe Price Global Bond Portfolio
05/01/2009 to 12/31/2009	$9.71	$10.73	31,524
01/01/2010 to 12/31/2010	$10.73	$11.04	39,047
01/01/2011 to 12/31/2011	$11.04	$11.19	17,715
01/01/2012 to 12/31/2012	$11.19	$11.46	17,456
01/01/2013 to 12/31/2013	$11.46	$10.74	6,107
AST Wellington Management Hedged Equity Portfolio
05/01/2009 to 12/31/2009	$6.67	$8.42	36,911
01/01/2010 to 12/31/2010	$8.42	$9.40	54,929
01/01/2011 to 12/31/2011	$9.40	$8.83	15,323
01/01/2012 to 12/31/2012	$8.83	$9.55	21,695
01/01/2013 to 12/31/2013	$9.55	$11.20	19,797
AST Western Asset Core Plus Bond Portfolio
05/01/2009 to 12/31/2009	$9.32	$9.99	50,536
01/01/2010 to 12/31/2010	$9.99	$10.49	80,747
01/01/2011 to 12/31/2011	$10.49	$10.83	33,098
01/01/2012 to 12/31/2012	$10.83	$11.37	41,891
01/01/2013 to 12/31/2013	$11.37	$10.90	64,111
Evergreen VA Growth Fund
05/01/2009 to 12/31/2009	$8.26	$10.35	0
01/01/2010 to 07/16/2010	$10.35	$10.08	0
Evergreen VA International Equity Fund
05/01/2009 to 12/31/2009	$7.46	$9.41	2,694
01/01/2010 to 07/16/2010	$9.41	$8.89	0
Evergreen VA Omega Fund
05/01/2009 to 12/31/2009	$9.09	$11.76	1,366
01/01/2010 to 07/16/2010	$11.76	$10.93	0

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
First Trust Target Focus Four Portfolio
05/01/2009 to 12/31/2009	$5.33	$6.98	214
01/01/2010 to 12/31/2010	$6.98	$8.08	376
01/01/2011 to 12/31/2011	$8.08	$7.01	79
01/01/2012 to 12/31/2012	$7.01	$7.77	0
01/01/2013 to 12/31/2013	$7.77	$9.91	0
Franklin Templeton VIP Founding Funds Allocation Fund
05/01/2009 to 12/31/2009	$6.59	$8.35	206,785
01/01/2010 to 12/31/2010	$8.35	$8.97	267,746
01/01/2011 to 12/31/2011	$8.97	$8.58	115,073
01/01/2012 to 09/21/2012	$8.58	$9.54	0
Global Dividend Target 15 Portfolio
05/01/2009 to 12/31/2009	$8.61	$12.35	9,823
01/01/2010 to 12/31/2010	$12.35	$13.19	9,210
01/01/2011 to 12/31/2011	$13.19	$11.88	2,325
01/01/2012 to 12/31/2012	$11.88	$14.50	4,266
01/01/2013 to 12/31/2013	$14.50	$16.14	2,145
Invesco V.I. Capital Development Fund – Series I
04/29/2011* to 12/31/2011	$10.03	$8.11	821
01/01/2012 to 04/27/2012	$8.11	$9.17	0
Invesco V.I. Diversified Dividend Fund – Series I
04/29/2011* to 12/31/2011	$9.99	$9.06	392
01/01/2012 to 12/31/2012	$9.06	$10.47	544
01/01/2013 to 12/31/2013	$10.47	$13.36	311
Invesco V.I. Dynamics Fund – Series I
05/01/2009 to 12/31/2009	$7.18	$9.37	964
01/01/2010 to 12/31/2010	$9.37	$11.29	1,855
01/01/2011 to 04/29/2011	$11.29	$12.53	0
Invesco V.I. Financial Services Fund – Series I
05/01/2009 to 12/31/2009	$3.21	$4.48	1,270
01/01/2010 to 12/31/2010	$4.48	$4.81	2,100
01/01/2011 to 04/29/2011	$4.81	$5.06	0
Invesco V.I. Global Health Care Fund – Series I
05/01/2009 to 12/31/2009	$8.36	$10.67	1,728
01/01/2010 to 12/31/2010	$10.67	$10.94	1,668
01/01/2011 to 12/31/2011	$10.94	$11.07	716
01/01/2012 to 12/31/2012	$11.07	$13.03	948
01/01/2013 to 12/31/2013	$13.03	$17.82	634
Invesco V.I. Mid Cap Growth Portfolio, Series I formerly, Invesco Van Kampen V.I. Mid Cap Growth Fund – Series I
04/27/2012* to 12/31/2012	$10.05	$9.70	1,134
01/01/2013 to 12/31/2013	$9.70	$12.94	91
Invesco V.I. Technology Fund – Series I
05/01/2009 to 12/31/2009	$7.51	$9.92	0
01/01/2010 to 12/31/2010	$9.92	$11.72	0
01/01/2011 to 12/31/2011	$11.72	$10.83	0
01/01/2012 to 12/31/2012	$10.83	$11.73	0
01/01/2013 to 12/31/2013	$11.73	$14.30	0

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
NASDAQ Target 15 Portfolio
05/01/2009 to 12/31/2009	$6.36	$7.37	0
01/01/2010 to 12/31/2010	$7.37	$9.35	0
01/01/2011 to 12/31/2011	$9.35	$9.22	0
01/01/2012 to 12/31/2012	$9.22	$10.14	0
01/01/2013 to 12/31/2013	$10.14	$14.70	0
NVIT Developing Markets Fund
05/01/2009 to 12/31/2009	$9.93	$14.18	40,036
01/01/2010 to 12/31/2010	$14.18	$16.03	36,238
01/01/2011 to 12/31/2011	$16.03	$12.11	7,991
01/01/2012 to 12/31/2012	$12.11	$13.77	23,728
01/01/2013 to 12/31/2013	$13.77	$13.41	8,249
ProFund VP Asia 30
05/01/2009 to 12/31/2009	$11.40	$15.60	0
01/01/2010 to 12/31/2010	$15.60	$17.29	0
01/01/2011 to 12/31/2011	$17.29	$12.29	0
01/01/2012 to 12/31/2012	$12.29	$13.82	0
01/01/2013 to 12/31/2013	$13.82	$15.46	0
ProFund VP Banks
05/01/2009 to 12/31/2009	$3.04	$3.88	0
01/01/2010 to 12/31/2010	$3.88	$4.09	0
01/01/2011 to 12/31/2011	$4.09	$2.92	0
01/01/2012 to 12/31/2012	$2.92	$3.79	0
01/01/2013 to 12/31/2013	$3.79	$4.92	0
ProFund VP Basic Materials
05/01/2009 to 12/31/2009	$7.24	$10.16	12,634
01/01/2010 to 12/31/2010	$10.16	$12.83	8,573
01/01/2011 to 12/31/2011	$12.83	$10.47	2,409
01/01/2012 to 12/31/2012	$10.47	$11.06	3,899
01/01/2013 to 12/31/2013	$11.06	$12.75	3,745
ProFund VP Bear
05/01/2009 to 12/31/2009	$10.99	$8.07	0
01/01/2010 to 12/31/2010	$8.07	$6.46	0
01/01/2011 to 12/31/2011	$6.46	$5.73	0
01/01/2012 to 12/31/2012	$5.73	$4.65	0
01/01/2013 to 12/31/2013	$4.65	$3.33	0
ProFund VP Biotechnology
05/01/2009 to 12/31/2009	$10.90	$12.16	0
01/01/2010 to 12/31/2010	$12.16	$12.44	0
01/01/2011 to 12/31/2011	$12.44	$12.91	0
01/01/2012 to 12/31/2012	$12.91	$17.68	0
01/01/2013 to 12/31/2013	$17.68	$28.99	0
ProFund VP Bull
05/01/2009 to 12/31/2009	$6.62	$8.31	1,719
01/01/2010 to 12/31/2010	$8.31	$9.11	0
01/01/2011 to 12/31/2011	$9.11	$8.87	0
01/01/2012 to 12/31/2012	$8.87	$9.83	0
01/01/2013 to 12/31/2013	$9.83	$12.42	0

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
ProFund VP Consumer Goods Portfolio
05/01/2009 to 12/31/2009	$7.58	$9.46	0
01/01/2010 to 12/31/2010	$9.46	$10.81	180
01/01/2011 to 12/31/2011	$10.81	$11.26	0
01/01/2012 to 12/31/2012	$11.26	$12.15	0
01/01/2013 to 12/31/2013	$12.15	$15.19	0
ProFund VP Consumer Services
05/01/2009 to 12/31/2009	$6.52	$8.03	5,204
01/01/2010 to 12/31/2010	$8.03	$9.49	212
01/01/2011 to 12/31/2011	$9.49	$9.74	0
01/01/2012 to 12/31/2012	$9.74	$11.58	0
01/01/2013 to 12/31/2013	$11.58	$15.77	0
ProFund VP Europe 30
05/01/2009 to 12/31/2009	$6.99	$9.36	0
01/01/2010 to 12/31/2010	$9.36	$9.35	0
01/01/2011 to 12/31/2011	$9.35	$8.29	0
01/01/2012 to 12/31/2012	$8.29	$9.41	0
01/01/2013 to 12/31/2013	$9.41	$11.14	0
ProFund VP Financials
05/01/2009 to 12/31/2009	$3.92	$5.12	3,519
01/01/2010 to 12/31/2010	$5.12	$5.53	4,649
01/01/2011 to 12/31/2011	$5.53	$4.64	1,408
01/01/2012 to 12/31/2012	$4.64	$5.63	2,549
01/01/2013 to 12/31/2013	$5.63	$7.24	843
ProFund VP Health Care
05/01/2009 to 12/31/2009	$7.49	$9.57	705
01/01/2010 to 12/31/2010	$9.57	$9.58	1,966
01/01/2011 to 12/31/2011	$9.58	$10.27	599
01/01/2012 to 12/31/2012	$10.27	$11.73	768
01/01/2013 to 12/31/2013	$11.73	$15.96	486
ProFund VP Industrials
05/01/2009 to 12/31/2009	$6.63	$8.35	0
01/01/2010 to 12/31/2010	$8.35	$10.06	294
01/01/2011 to 12/31/2011	$10.06	$9.62	201
01/01/2012 to 12/31/2012	$9.62	$10.84	230
01/01/2013 to 12/31/2013	$10.84	$14.59	182
ProFund VP Internet
05/01/2009 to 12/31/2009	$9.25	$12.51	0
01/01/2010 to 12/31/2010	$12.51	$16.47	0
01/01/2011 to 12/31/2011	$16.47	$14.93	0
01/01/2012 to 12/31/2012	$14.93	$17.40	0
01/01/2013 to 12/31/2013	$17.40	$25.71	0
ProFund VP Japan
05/01/2009 to 12/31/2009	$7.08	$7.84	0
01/01/2010 to 12/31/2010	$7.84	$7.14	0
01/01/2011 to 12/31/2011	$7.14	$5.66	0
01/01/2012 to 12/31/2012	$5.66	$6.77	0
01/01/2013 to 12/31/2013	$6.77	$9.78	0

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
ProFund VP Large-Cap Growth
05/01/2009 to 12/31/2009	$7.02	$8.78	0
01/01/2010 to 12/31/2010	$8.78	$9.67	243
01/01/2011 to 12/31/2011	$9.67	$9.71	0
01/01/2012 to 12/31/2012	$9.71	$10.65	0
01/01/2013 to 12/31/2013	$10.65	$13.55	0
ProFund VP Large-Cap Value
05/01/2009 to 12/31/2009	$6.16	$7.76	0
01/01/2010 to 12/31/2010	$7.76	$8.53	0
01/01/2011 to 12/31/2011	$8.53	$8.20	0
01/01/2012 to 12/31/2012	$8.20	$9.21	0
01/01/2013 to 12/31/2013	$9.21	$11.65	0
ProFund VP Mid-Cap Growth
05/01/2009 to 12/31/2009	$7.55	$9.53	0
01/01/2010 to 12/31/2010	$9.53	$11.91	504
01/01/2011 to 12/31/2011	$11.91	$11.26	209
01/01/2012 to 12/31/2012	$11.26	$12.65	508
01/01/2013 to 12/31/2013	$12.65	$16.07	234
ProFund VP Mid-Cap Value
05/01/2009 to 12/31/2009	$7.04	$9.02	0
01/01/2010 to 12/31/2010	$9.02	$10.58	0
01/01/2011 to 12/31/2011	$10.58	$9.90	0
01/01/2012 to 12/31/2012	$9.90	$11.23	200
01/01/2013 to 12/31/2013	$11.23	$14.45	0
ProFund VP NASDAQ-100
05/01/2009 to 12/31/2009	$7.93	$10.31	0
01/01/2010 to 12/31/2010	$10.31	$11.86	0
01/01/2011 to 12/31/2011	$11.86	$11.72	0
01/01/2012 to 12/31/2012	$11.72	$13.26	0
01/01/2013 to 12/31/2013	$13.26	$17.33	0
ProFund VP Oil & Gas
05/01/2009 to 12/31/2009	$9.92	$11.45	6,547
01/01/2010 to 12/31/2010	$11.45	$13.12	3,236
01/01/2011 to 12/31/2011	$13.12	$13.06	1,649
01/01/2012 to 12/31/2012	$13.06	$13.09	1,244
01/01/2013 to 12/31/2013	$13.09	$15.80	467
ProFund VP Pharmaceuticals
05/01/2009 to 12/31/2009	$7.06	$9.18	116
01/01/2010 to 12/31/2010	$9.18	$8.98	471
01/01/2011 to 12/31/2011	$8.98	$10.15	350
01/01/2012 to 12/31/2012	$10.15	$11.05	309
01/01/2013 to 12/31/2013	$11.05	$14.16	244
ProFund VP Precious Metals
05/01/2009 to 12/31/2009	$9.78	$13.31	0
01/01/2010 to 12/31/2010	$13.31	$17.22	0
01/01/2011 to 12/31/2011	$17.22	$13.55	0
01/01/2012 to 12/31/2012	$13.55	$11.27	0
01/01/2013 to 12/31/2013	$11.27	$6.81	0

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
ProFund VP Real Estate
05/01/2009 to 12/31/2009	$5.54	$8.05	1,440
01/01/2010 to 12/31/2010	$8.05	$9.77	1,103
01/01/2011 to 12/31/2011	$9.77	$9.97	292
01/01/2012 to 12/31/2012	$9.97	$11.37	356
01/01/2013 to 12/31/2013	$11.37	$11.08	132
ProFund VP Rising Rates Opportunity
05/01/2009 to 12/31/2009	$6.95	$7.00	1,983
01/01/2010 to 12/31/2010	$7.00	$5.73	4,321
01/01/2011 to 12/31/2011	$5.73	$3.48	1,971
01/01/2012 to 12/31/2012	$3.48	$3.16	2,279
01/01/2013 to 12/31/2013	$3.16	$3.58	529
ProFund VP Semiconductor
05/01/2009 to 12/31/2009	$5.78	$7.86	0
01/01/2010 to 12/31/2010	$7.86	$8.60	0
01/01/2011 to 12/31/2011	$8.60	$8.04	0
01/01/2012 to 12/31/2012	$8.04	$7.50	0
01/01/2013 to 12/31/2013	$7.50	$9.75	0
ProFund VP Short Mid-Cap
05/01/2009 to 12/31/2009	$9.03	$6.42	0
01/01/2010 to 12/31/2010	$6.42	$4.63	0
01/01/2011 to 12/31/2011	$4.63	$4.14	0
01/01/2012 to 12/31/2012	$4.14	$3.27	0
01/01/2013 to 12/31/2013	$3.27	$2.30	0
ProFund VP Short NASDAQ-100
05/01/2009 to 12/31/2009	$8.92	$6.32	0
01/01/2010 to 12/31/2010	$6.32	$4.85	0
01/01/2011 to 12/31/2011	$4.85	$4.22	0
01/01/2012 to 12/31/2012	$4.22	$3.34	0
01/01/2013 to 12/31/2013	$3.34	$2.29	0
ProFund VP Short Small-Cap
05/01/2009 to 12/31/2009	$8.87	$6.39	0
01/01/2010 to 12/31/2010	$6.39	$4.42	0
01/01/2011 to 12/31/2011	$4.42	$3.91	0
01/01/2012 to 12/31/2012	$3.91	$3.09	0
01/01/2013 to 12/31/2013	$3.09	$2.06	0
ProFund VP Small-Cap Growth
05/01/2009 to 12/31/2009	$7.09	$8.88	0
01/01/2010 to 12/31/2010	$8.88	$10.87	396
01/01/2011 to 12/31/2011	$10.87	$10.72	38
01/01/2012 to 12/31/2012	$10.72	$11.74	287
01/01/2013 to 12/31/2013	$11.74	$16.04	45
ProFund VP Small-Cap Value
05/01/2009 to 12/31/2009	$6.80	$8.43	625
01/01/2010 to 12/31/2010	$8.43	$10.02	509
01/01/2011 to 12/31/2011	$10.02	$9.36	300
01/01/2012 to 12/31/2012	$9.36	$10.58	318
01/01/2013 to 12/31/2013	$10.58	$14.18	119

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
ProFund VP Technology
05/01/2009 to 12/31/2009	$7.85	$10.54	0
01/01/2010 to 12/31/2010	$10.54	$11.36	0
01/01/2011 to 12/31/2011	$11.36	$10.91	0
01/01/2012 to 12/31/2012	$10.91	$11.72	0
01/01/2013 to 12/31/2013	$11.72	$14.28	0
ProFund VP Telecommunications
05/01/2009 to 12/31/2009	$8.31	$8.98	0
01/01/2010 to 12/31/2010	$8.98	$10.12	239
01/01/2011 to 12/31/2011	$10.12	$10.03	0
01/01/2012 to 12/31/2012	$10.03	$11.38	0
01/01/2013 to 12/31/2013	$11.38	$12.41	0
ProFund VP U.S. Government Plus
05/01/2009 to 12/31/2009	$11.23	$10.07	298
01/01/2010 to 12/31/2010	$10.07	$10.80	1,744
01/01/2011 to 12/31/2011	$10.80	$15.08	1,541
01/01/2012 to 12/31/2012	$15.08	$14.83	1,014
01/01/2013 to 12/31/2013	$14.83	$11.67	0
ProFund VP UltraBull
05/01/2009 to 12/31/2009	$3.45	$5.40	0
01/01/2010 to 12/31/2010	$5.40	$6.42	0
01/01/2011 to 12/31/2011	$6.42	$5.95	0
01/01/2012 to 12/31/2012	$5.95	$7.47	0
01/01/2013 to 12/31/2013	$7.47	$12.22	0
ProFund VP UltraMid-Cap
05/01/2009 to 12/31/2009	$4.03	$6.48	0
01/01/2010 to 12/31/2010	$6.48	$9.44	0
01/01/2011 to 12/31/2011	$9.44	$7.94	0
01/01/2012 to 12/31/2012	$7.94	$10.24	0
01/01/2013 to 12/31/2013	$10.24	$17.00	0
ProFund VP UltraNASDAQ-100
05/01/2009 to 12/31/2009	$4.71	$8.01	0
01/01/2010 to 12/31/2010	$8.01	$10.54	0
01/01/2011 to 12/31/2011	$10.54	$10.14	0
01/01/2012 to 12/31/2012	$10.14	$13.21	0
01/01/2013 to 12/31/2013	$13.21	$23.02	0
ProFund VP UltraSmall-Cap
05/01/2009 to 12/31/2009	$3.17	$4.98	0
01/01/2010 to 12/31/2010	$4.98	$7.19	0
01/01/2011 to 12/31/2011	$7.19	$5.68	0
01/01/2012 to 12/31/2012	$5.68	$7.17	0
01/01/2013 to 12/31/2013	$7.17	$13.02	0
ProFund VP Utilities
05/01/2009 to 12/31/2009	$8.48	$10.12	0
01/01/2010 to 12/31/2010	$10.12	$10.43	3,356
01/01/2011 to 12/31/2011	$10.43	$11.94	1,527
01/01/2012 to 12/31/2012	$11.94	$11.64	2,109
01/01/2013 to 12/31/2013	$11.64	$12.84	2,367

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
Prudential SP International Growth Portfolio
05/01/2009 to 12/31/2009	$7.54	$9.93	35
01/01/2010 to 12/31/2010	$9.93	$11.02	24
01/01/2011 to 12/31/2011	$11.02	$9.13	0
01/01/2012 to 12/31/2012	$9.13	$10.88	0
01/01/2013 to 12/31/2013	$10.88	$12.59	0
S&P Target 24 Portfolio
05/01/2009 to 12/31/2009	$6.93	$8.30	2,264
01/01/2010 to 12/31/2010	$8.30	$9.64	2,158
01/01/2011 to 12/31/2011	$9.64	$10.18	1,013
01/01/2012 to 12/31/2012	$10.18	$10.85	1,334
01/01/2013 to 12/31/2013	$10.85	$15.02	421
Target Managed VIP Portfolio
05/01/2009 to 12/31/2009	$5.83	$7.15	1,112
01/01/2010 to 12/31/2010	$7.15	$8.29	841
01/01/2011 to 12/31/2011	$8.29	$7.94	297
01/01/2012 to 12/31/2012	$7.94	$8.73	292
01/01/2013 to 12/31/2013	$8.73	$11.55	248
The DOW DART 10 Portfolio
05/01/2009 to 12/31/2009	$6.76	$8.84	923
01/01/2010 to 12/31/2010	$8.84	$10.05	759
01/01/2011 to 12/31/2011	$10.05	$10.54	186
01/01/2012 to 12/31/2012	$10.54	$11.36	240
01/01/2013 to 12/31/2013	$11.36	$14.47	204
The DOW Target Dividend Portfolio
05/01/2009 to 12/31/2009	$5.19	$7.06	2,234
01/01/2010 to 12/31/2010	$7.06	$8.00	1,739
01/01/2011 to 12/31/2011	$8.00	$8.26	425
01/01/2012 to 12/31/2012	$8.26	$8.49	647
01/01/2013 to 12/31/2013	$8.49	$10.59	445
Value Line Target 25 Portfolio
05/01/2009 to 12/31/2009	$5.41	$5.89	0
01/01/2010 to 12/31/2010	$5.89	$7.47	0
01/01/2011 to 12/31/2011	$7.47	$5.48	0
01/01/2012 to 12/31/2012	$5.48	$6.47	0
01/01/2013 to 12/31/2013	$6.47	$8.28	0
Wells Fargo Advantage VT Equity Income
05/01/2009 to 12/31/2009	$6.78	$8.22	1,309
01/01/2010 to 07/16/2010	$8.22	$7.85	0
Wells Fargo Advantage VT International Equity Portfolio Share Class 1
07/16/2010* to 12/31/2010	$8.91	$10.72	2,060
01/01/2011 to 12/31/2011	$10.72	$9.10	775
01/01/2012 to 12/31/2012	$9.10	$10.07	1,130
01/01/2013 to 12/31/2013	$10.07	$11.76	873
Wells Fargo Advantage VT Intrinsic Value Portfolio Share Class 2
07/16/2010* to 12/31/2010	$7.85	$9.11	1,063
01/01/2011 to 12/31/2011	$9.11	$8.67	613
01/01/2012 to 12/31/2012	$8.67	$10.09	649
01/01/2013 to 12/31/2013	$10.09	$12.80	243

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
Wells Fargo Advantage VT Omega Growth Portfolio Share Class 1
07/16/2010* to 12/31/2010	$10.93	$13.72	1,684
01/01/2011 to 12/31/2011	$13.72	$12.64	457
01/01/2012 to 12/31/2012	$12.64	$14.86	898
01/01/2013 to 12/31/2013	$14.86	$20.28	821
Wells Fargo Advantage VT Small Cap Growth Portfolio Share Class 1
07/16/2010* to 12/31/2010	$9.59	$12.19	0
01/01/2011 to 12/31/2011	$12.19	$11.35	0
01/01/2012 to 12/31/2012	$11.35	$11.95	0
01/01/2013 to 12/31/2013	$11.95	$17.51	0

*	Denotes the start date of these sub-accounts

APEX II

Prudential Annuities Life Assurance Corporation

Prospectus

ACCUMULATION UNIT VALUES: With No Optional Benefits (1.65%)

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
ACCESS VP High Yield Fund
05/02/2005* to 12/31/2005	$10.00	$10.56	899,139
01/01/2006 to 12/31/2006	$10.56	$11.38	1,207,864
01/01/2007 to 12/31/2007	$11.38	$11.78	898,024
01/01/2008 to 12/31/2008	$11.78	$11.04	901,901
01/01/2009 to 12/31/2009	$11.04	$12.70	686,444
01/01/2010 to 12/31/2010	$12.70	$14.53	627,620
01/01/2011 to 12/31/2011	$14.53	$14.69	1,447,058
01/01/2012 to 12/31/2012	$14.69	$16.48	880,304
01/01/2013 to 12/31/2013	$16.48	$17.84	528,834
AST Academic Strategies Asset Allocation Portfolio
12/05/2005* to 12/31/2005	$10.00	$10.02	2,726,484
01/01/2006 to 12/31/2006	$10.02	$11.01	21,829,919
01/01/2007 to 12/31/2007	$11.01	$11.83	30,616,578
01/01/2008 to 12/31/2008	$11.83	$7.93	35,995,508
01/01/2009 to 12/31/2009	$7.93	$9.70	107,441,591
01/01/2010 to 12/31/2010	$9.70	$10.68	133,580,486
01/01/2011 to 12/31/2011	$10.68	$10.22	102,346,558
01/01/2012 to 12/31/2012	$10.22	$11.32	108,178,074
01/01/2013 to 12/31/2013	$11.32	$12.24	100,174,797
AST Advanced Strategies Portfolio
03/20/2006* to 12/31/2006	$10.00	$10.66	5,258,474
01/01/2007 to 12/31/2007	$10.66	$11.48	8,525,849
01/01/2008 to 12/31/2008	$11.48	$7.93	16,229,117
01/01/2009 to 12/31/2009	$7.93	$9.84	54,720,347
01/01/2010 to 12/31/2010	$9.84	$11.00	68,974,007
01/01/2011 to 12/31/2011	$11.00	$10.83	55,424,347
01/01/2012 to 12/31/2012	$10.83	$12.11	63,361,367
01/01/2013 to 12/31/2013	$12.11	$13.88	63,758,948

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Alger All-Cap Growth Portfolio
01/01/2004 to 12/31/2004	$9.07	$9.67	1,798,457
01/01/2005 to 12/02/2005	$9.67	$11.10	0
AST AllianceBernstein Growth + Value Portfolio
01/01/2004 to 12/31/2004	$9.91	$10.72	1,620,391
01/01/2005 to 12/02/2005	$10.72	$11.86	0
AST American Century Income & Growth Portfolio
01/01/2004 to 12/31/2004	$10.45	$11.57	4,670,846
01/01/2005 to 12/31/2005	$11.57	$11.90	4,205,656
01/01/2006 to 12/31/2006	$11.90	$13.68	3,984,557
01/01/2007 to 12/31/2007	$13.68	$13.44	3,435,528
01/01/2008 to 12/31/2008	$13.44	$8.62	2,803,150
01/01/2009 to 12/31/2009	$8.62	$9.99	4,930,435
01/01/2010 to 12/31/2010	$9.99	$11.18	6,178,407
01/01/2011 to 12/31/2011	$11.18	$11.39	5,937,210
01/01/2012 to 05/04/2012	$11.39	$12.38	0
AST AQR Emerging Markets Equity Portfolio
02/25/2013* to 12/31/2013	$10.00	$10.10	48,359
AST AQR Large-Cap Portfolio
04/29/2013* to 12/31/2013	$10.00	$11.64	58,666
AST Balanced Asset Allocation Portfolio
12/05/2005* to 12/31/2005	$10.00	$10.03	685,724
01/01/2006 to 12/31/2006	$10.03	$10.90	7,315,279
01/01/2007 to 12/31/2007	$10.90	$11.70	12,873,620
01/01/2008 to 12/31/2008	$11.70	$8.20	24,018,186
01/01/2009 to 12/31/2009	$8.20	$9.95	97,458,970
01/01/2010 to 12/31/2010	$9.95	$10.99	124,066,065
01/01/2011 to 12/31/2011	$10.99	$10.67	99,522,684
01/01/2012 to 12/31/2012	$10.67	$11.81	107,656,583
01/01/2013 to 12/31/2013	$11.81	$13.66	103,827,389
AST BlackRock Global Strategies Portfolio
05/02/2011* to 12/31/2011	$10.00	$9.17	2,940,794
01/01/2012 to 12/31/2012	$9.17	$10.09	4,644,573
01/01/2013 to 12/31/2013	$10.09	$11.00	5,783,459
AST BlackRock iShares ETF Portfolio
04/29/2013* to 12/31/2013	$10.00	$10.50	872,802
AST Capital Growth Asset Allocation Portfolio
12/05/2005* to 12/31/2005	$10.00	$10.01	2,586,013
01/01/2006 to 12/31/2006	$10.01	$11.19	23,048,850
01/01/2007 to 12/31/2007	$11.19	$12.07	31,465,957
01/01/2008 to 12/31/2008	$12.07	$7.73	32,624,883
01/01/2009 to 12/31/2009	$7.73	$9.52	118,425,926
01/01/2010 to 12/31/2010	$9.52	$10.62	141,306,019
01/01/2011 to 12/31/2011	$10.62	$10.19	100,099,910
01/01/2012 to 12/31/2012	$10.19	$11.40	113,717,767
01/01/2013 to 12/31/2013	$11.40	$13.75	125,316,122
AST ClearBridge Dividend Growth Portfolio formerly, AST Clearbridge Dividend Growth Portfolio
02/25/2013* to 12/31/2013	$10.00	$11.66	342,569

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Cohen & Steers Realty Portfolio
01/01/2004 to 12/31/2004	$13.63	$18.49	4,080,179
01/01/2005 to 12/31/2005	$18.49	$20.88	3,749,124
01/01/2006 to 12/31/2006	$20.88	$28.08	3,925,105
01/01/2007 to 12/31/2007	$28.08	$22.11	2,254,421
01/01/2008 to 12/31/2008	$22.11	$14.12	1,741,032
01/01/2009 to 12/31/2009	$14.12	$18.32	2,154,565
01/01/2010 to 12/31/2010	$18.32	$23.19	2,674,245
01/01/2011 to 12/31/2011	$23.19	$24.31	2,210,944
01/01/2012 to 12/31/2012	$24.31	$27.58	2,291,954
01/01/2013 to 12/31/2013	$27.58	$27.98	2,083,185
AST DeAm Small-Cap Value Portfolio
01/01/2004 to 12/31/2004	$10.81	$12.99	2,143,020
01/01/2005 to 12/31/2005	$12.99	$12.92	2,106,236
01/01/2006 to 12/31/2006	$12.92	$15.25	1,874,276
01/01/2007 to 12/31/2007	$15.25	$12.33	1,578,237
01/01/2008 to 07/18/2008	$12.33	$11.30	0
AST Defensive Asset Allocation Portfolio
04/29/2013* to 12/31/2013	$10.00	$9.69	1,906,618
AST Federated Aggressive Growth Portfolio
01/01/2004 to 12/31/2004	$12.74	$15.42	4,808,453
01/01/2005 to 12/31/2005	$15.42	$16.60	5,464,855
01/01/2006 to 12/31/2006	$16.60	$18.43	4,641,175
01/01/2007 to 12/31/2007	$18.43	$20.16	4,026,646
01/01/2008 to 12/31/2008	$20.16	$11.08	2,977,983
01/01/2009 to 12/31/2009	$11.08	$14.46	3,702,808
01/01/2010 to 12/31/2010	$14.46	$18.85	4,200,876
01/01/2011 to 12/31/2011	$18.85	$16.11	4,029,967
01/01/2012 to 12/31/2012	$16.11	$19.02	3,987,156
01/01/2013 to 12/31/2013	$19.02	$26.34	3,589,232
AST FI Pyramis® Asset Allocation Portfolio
11/19/2007* to 12/31/2007	$10.00	$10.00	50,892
01/01/2008 to 12/31/2008	$10.00	$7.16	2,156,002
01/01/2009 to 12/31/2009	$7.16	$8.54	18,482,649
01/01/2010 to 12/31/2010	$8.54	$9.51	20,766,873
01/01/2011 to 12/31/2011	$9.51	$9.13	15,624,739
01/01/2012 to 12/31/2012	$9.13	$10.20	18,821,366
01/01/2013 to 12/31/2013	$10.20	$11.96	23,114,459
AST First Trust Balanced Target Portfolio
03/20/2006* to 12/31/2006	$10.00	$10.58	3,781,525
01/01/2007 to 12/31/2007	$10.58	$11.30	7,801,920
01/01/2008 to 12/31/2008	$11.30	$7.28	13,486,356
01/01/2009 to 12/31/2009	$7.28	$8.87	54,387,061
01/01/2010 to 12/31/2010	$8.87	$9.97	68,927,498
01/01/2011 to 12/31/2011	$9.97	$9.66	53,951,634
01/01/2012 to 12/31/2012	$9.66	$10.51	57,684,295
01/01/2013 to 12/31/2013	$10.51	$11.86	55,226,008
AST Focus Four Plus Portfolio
07/21/2008* to 12/31/2008	$10.00	$7.47	1,469,632
01/01/2009 to 11/13/2009	$7.47	$8.36	0

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Franklin Templeton Founding Funds Allocation Portfolio
04/30/2012* to 12/31/2012	$10.00	$10.75	58,178,008
01/01/2013 to 12/31/2013	$10.75	$13.16	59,310,001
AST Franklin Templeton Founding Funds Plus Portfolio
04/29/2013* to 12/31/2013	$10.00	$10.82	5,741,090
AST Global Real Estate Portfolio
07/21/2008* to 12/31/2008	$10.18	$6.11	100,170
01/01/2009 to 12/31/2009	$6.11	$8.12	1,148,210
01/01/2010 to 12/31/2010	$8.12	$9.60	2,343,259
01/01/2011 to 12/31/2011	$9.60	$8.97	1,365,221
01/01/2012 to 12/31/2012	$8.97	$11.18	1,941,296
01/01/2013 to 12/31/2013	$11.18	$11.48	2,026,740
AST Goldman Sachs Concentrated Growth Portfolio
01/01/2004 to 12/31/2004	$9.45	$9.64	2,785,100
01/01/2005 to 12/31/2005	$9.64	$9.80	2,531,901
01/01/2006 to 12/31/2006	$9.80	$10.60	2,498,654
01/01/2007 to 12/31/2007	$10.60	$11.88	2,806,534
01/01/2008 to 12/31/2008	$11.88	$6.98	1,877,493
01/01/2009 to 12/31/2009	$6.98	$10.25	5,358,114
01/01/2010 to 12/31/2010	$10.25	$11.12	5,307,161
01/01/2011 to 12/31/2011	$11.12	$10.51	3,678,070
01/01/2012 to 12/31/2012	$10.51	$12.37	3,859,929
01/01/2013 to 12/31/2013	$12.37	$15.79	4,053,712
AST Goldman Sachs Large-Cap Value Portfolio
01/01/2004 to 12/31/2004	$10.50	$11.46	25,850,506
01/01/2005 to 12/31/2005	$11.46	$11.81	31,190,346
01/01/2006 to 12/31/2006	$11.81	$13.62	23,350,650
01/01/2007 to 12/31/2007	$13.62	$14.08	19,997,748
01/01/2008 to 12/31/2008	$14.08	$8.22	14,384,005
01/01/2009 to 12/31/2009	$8.22	$9.63	15,821,358
01/01/2010 to 12/31/2010	$9.63	$10.69	15,820,580
01/01/2011 to 12/31/2011	$10.69	$9.94	12,948,030
01/01/2012 to 12/31/2012	$9.94	$11.69	10,758,682
01/01/2013 to 12/31/2013	$11.69	$15.36	8,989,436
AST Goldman Sachs Mid-Cap Growth Portfolio
01/01/2004 to 12/31/2004	$10.31	$11.80	4,375,813
01/01/2005 to 12/31/2005	$11.80	$12.16	5,391,424
01/01/2006 to 12/31/2006	$12.16	$12.71	4,189,111
01/01/2007 to 12/31/2007	$12.71	$14.92	3,918,725
01/01/2008 to 12/31/2008	$14.92	$8.69	2,808,881
01/01/2009 to 12/31/2009	$8.69	$13.42	5,868,356
01/01/2010 to 12/31/2010	$13.42	$15.82	6,728,348
01/01/2011 to 12/31/2011	$15.82	$15.10	4,560,864
01/01/2012 to 12/31/2012	$15.10	$17.76	4,904,077
01/01/2013 to 12/31/2013	$17.76	$23.09	5,099,534
AST Goldman Sachs Multi-Asset Portfolio formerly, AST Horizon Moderate Asset Allocation Portfolio
11/19/2007* to 12/31/2007	$10.00	$10.17	39,143
01/01/2008 to 12/31/2008	$10.17	$7.58	3,825,075
01/01/2009 to 12/31/2009	$7.58	$9.20	36,241,046
01/01/2010 to 12/31/2010	$9.20	$10.10	50,682,089
01/01/2011 to 12/31/2011	$10.10	$9.88	43,785,652
01/01/2012 to 12/31/2012	$9.88	$10.70	45,432,815
01/01/2013 to 12/31/2013	$10.70	$11.56	40,182,442

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Goldman Sachs Small-Cap Value Portfolio
01/01/2004 to 12/31/2004	$12.85	$15.19	1,541,896
01/01/2005 to 12/31/2005	$15.19	$15.68	1,243,642
01/01/2006 to 12/31/2006	$15.68	$18.08	1,000,596
01/01/2007 to 12/31/2007	$18.08	$16.87	758,170
01/01/2008 to 12/31/2008	$16.87	$12.17	667,006
01/01/2009 to 12/31/2009	$12.17	$15.19	2,182,014
01/01/2010 to 12/31/2010	$15.19	$18.93	3,471,178
01/01/2011 to 12/31/2011	$18.93	$18.86	2,549,765
01/01/2012 to 12/31/2012	$18.86	$21.46	2,633,520
01/01/2013 to 12/31/2013	$21.46	$29.30	3,094,420
AST Herndon Large-Cap Value Portfolio formerly, AST BlackRock Value Portfolio
01/01/2004 to 12/31/2004	$10.78	$12.53	2,351,197
01/01/2005 to 12/31/2005	$12.53	$13.47	2,585,881
01/01/2006 to 12/31/2006	$13.47	$16.13	4,397,725
01/01/2007 to 12/31/2007	$16.13	$16.05	3,751,417
01/01/2008 to 12/31/2008	$16.05	$9.90	2,589,179
01/01/2009 to 12/31/2009	$9.90	$11.51	3,294,871
01/01/2010 to 12/31/2010	$11.51	$12.73	3,942,580
01/01/2011 to 12/31/2011	$12.73	$12.46	3,528,509
01/01/2012 to 12/31/2012	$12.46	$13.89	3,502,241
01/01/2013 to 12/31/2013	$13.89	$18.40	2,924,047
AST High Yield Portfolio
01/01/2004 to 12/31/2004	$11.61	$12.69	13,717,128
01/01/2005 to 12/31/2005	$12.69	$12.62	9,658,908
01/01/2006 to 12/31/2006	$12.62	$13.70	9,653,937
01/01/2007 to 12/31/2007	$13.70	$13.80	6,461,538
01/01/2008 to 12/31/2008	$13.80	$10.11	5,931,752
01/01/2009 to 12/31/2009	$10.11	$13.47	13,509,194
01/01/2010 to 12/31/2010	$13.47	$15.04	12,605,729
01/01/2011 to 12/31/2011	$15.04	$15.26	11,922,775
01/01/2012 to 12/31/2012	$15.26	$17.09	10,459,161
01/01/2013 to 12/31/2013	$17.09	$18.02	8,393,440
AST International Growth Portfolio
01/01/2004 to 12/31/2004	$13.39	$15.30	11,265,469
01/01/2005 to 12/31/2005	$15.30	$17.54	12,141,521
01/01/2006 to 12/31/2006	$17.54	$20.87	9,628,446
01/01/2007 to 12/31/2007	$20.87	$24.43	8,347,423
01/01/2008 to 12/31/2008	$24.43	$11.96	6,129,240
01/01/2009 to 12/31/2009	$11.96	$15.91	6,854,079
01/01/2010 to 12/31/2010	$15.91	$17.92	7,241,298
01/01/2011 to 12/31/2011	$17.92	$15.34	5,734,722
01/01/2012 to 12/31/2012	$15.34	$18.16	4,942,527
01/01/2013 to 12/31/2013	$18.16	$21.27	4,582,698

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST International Value Portfolio
01/01/2004 to 12/31/2004	$10.79	$12.84	1,897,469
01/01/2005 to 12/31/2005	$12.84	$14.36	2,013,543
01/01/2006 to 12/31/2006	$14.36	$18.00	3,305,654
01/01/2007 to 12/31/2007	$18.00	$20.85	4,044,519
01/01/2008 to 12/31/2008	$20.85	$11.48	2,393,870
01/01/2009 to 12/31/2009	$11.48	$14.74	3,492,926
01/01/2010 to 12/31/2010	$14.74	$16.10	3,649,081
01/01/2011 to 12/31/2011	$16.10	$13.85	2,916,031
01/01/2012 to 12/31/2012	$13.85	$15.89	2,668,328
01/01/2013 to 12/31/2013	$15.89	$18.67	2,705,225
AST J.P. Morgan Global Thematic Portfolio
11/19/2007* to 12/31/2007	$10.00	$10.19	157,014
01/01/2008 to 12/31/2008	$10.19	$6.94	1,952,838
01/01/2009 to 12/31/2009	$6.94	$8.65	25,271,257
01/01/2010 to 12/31/2010	$8.65	$9.68	38,344,545
01/01/2011 to 12/31/2011	$9.68	$9.47	31,542,321
01/01/2012 to 12/31/2012	$9.47	$10.58	33,772,279
01/01/2013 to 12/31/2013	$10.58	$12.10	34,620,680
AST J.P. Morgan International Equity Portfolio formerly, AST JPMorgan International Equity Portfolio
01/01/2004 to 12/31/2004	$11.00	$12.67	3,227,381
01/01/2005 to 12/31/2005	$12.67	$13.84	5,621,834
01/01/2006 to 12/31/2006	$13.84	$16.71	4,715,269
01/01/2007 to 12/31/2007	$16.71	$17.98	4,504,935
01/01/2008 to 12/31/2008	$17.98	$10.37	2,459,224
01/01/2009 to 12/31/2009	$10.37	$13.86	5,086,873
01/01/2010 to 12/31/2010	$13.86	$14.60	5,905,133
01/01/2011 to 12/31/2011	$14.60	$13.05	4,359,903
01/01/2012 to 12/31/2012	$13.05	$15.65	4,428,816
01/01/2013 to 12/31/2013	$15.65	$17.75	4,647,244
AST J.P. Morgan Strategic Opportunities Portfolio
01/01/2004 to 12/31/2004	$10.24	$11.19	1,061,887
01/01/2005 to 12/31/2005	$11.19	$11.77	1,055,034
01/01/2006 to 12/31/2006	$11.77	$12.86	1,120,866
01/01/2007 to 12/31/2007	$12.86	$12.90	2,745,236
01/01/2008 to 12/31/2008	$12.90	$10.45	15,430,642
01/01/2009 to 12/31/2009	$10.45	$12.54	46,430,018
01/01/2010 to 12/31/2010	$12.54	$13.23	46,748,068
01/01/2011 to 12/31/2011	$13.23	$13.05	38,241,675
01/01/2012 to 12/31/2012	$13.05	$14.21	39,470,209
01/01/2013 to 12/31/2013	$14.21	$15.51	35,738,716
AST Jennison Large-Cap Growth Portfolio
11/16/2009* to 12/31/2009	$10.08	$10.29	141,417
01/01/2010 to 12/31/2010	$10.29	$11.27	473,823
01/01/2011 to 12/31/2011	$11.27	$11.15	755,324
01/01/2012 to 12/31/2012	$11.15	$12.64	1,110,275
01/01/2013 to 12/31/2013	$12.64	$16.96	1,223,206
AST Jennison Large-Cap Value Portfolio
11/16/2009* to 12/31/2009	$10.15	$10.30	58,774
01/01/2010 to 12/31/2010	$10.30	$11.52	748,340
01/01/2011 to 12/31/2011	$11.52	$10.67	655,241
01/01/2012 to 12/31/2012	$10.67	$11.88	688,787
01/01/2013 to 12/31/2013	$11.88	$15.35	921,219

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Large-Cap Value Portfolio
01/01/2004 to 12/31/2004	$9.83	$11.17	3,717,848
01/01/2005 to 12/31/2005	$11.17	$11.69	5,245,458
01/01/2006 to 12/31/2006	$11.69	$13.62	5,568,043
01/01/2007 to 12/31/2007	$13.62	$13.00	4,973,375
01/01/2008 to 12/31/2008	$13.00	$7.48	4,027,564
01/01/2009 to 12/31/2009	$7.48	$8.78	5,087,827
01/01/2010 to 12/31/2010	$8.78	$9.78	5,307,829
01/01/2011 to 12/31/2011	$9.78	$9.21	4,698,568
01/01/2012 to 12/31/2012	$9.21	$10.59	4,248,181
01/01/2013 to 12/31/2013	$10.59	$14.57	5,494,376
AST Loomis Sayles Large-Cap Growth Portfolio formerly, AST Marsico Capital Growth Portfolio
01/01/2004 to 12/31/2004	$10.78	$12.26	28,117,310
01/01/2005 to 12/31/2005	$12.26	$12.88	32,140,125
01/01/2006 to 12/31/2006	$12.88	$13.59	26,497,526
01/01/2007 to 12/31/2007	$13.59	$15.36	23,963,028
01/01/2008 to 12/31/2008	$15.36	$8.51	16,673,165
01/01/2009 to 12/31/2009	$8.51	$10.86	17,250,307
01/01/2010 to 12/31/2010	$10.86	$12.79	17,364,094
01/01/2011 to 12/31/2011	$12.79	$12.47	14,080,420
01/01/2012 to 12/31/2012	$12.47	$13.77	11,942,585
01/01/2013 to 12/31/2013	$13.77	$18.50	9,091,584
AST Lord Abbett Core Fixed Income Portfolio
01/01/2004 to 12/31/2004	$11.61	$12.26	8,369,008
01/01/2005 to 12/31/2005	$12.26	$12.20	12,427,806
01/01/2006 to 12/31/2006	$12.20	$13.17	10,147,675
01/01/2007 to 12/31/2007	$13.17	$13.74	8,365,789
01/01/2008 to 12/31/2008	$13.74	$10.37	8,586,978
01/01/2009 to 12/31/2009	$10.37	$13.73	10,096,051
01/01/2010 to 12/31/2010	$13.73	$15.32	8,604,037
01/01/2011 to 12/31/2011	$15.32	$16.60	9,200,629
01/01/2012 to 12/31/2012	$16.60	$17.29	8,547,651
01/01/2013 to 12/31/2013	$17.29	$16.67	6,345,324
AST MFS Global Equity Portfolio
01/01/2004 to 12/31/2004	$11.30	$13.16	2,276,801
01/01/2005 to 12/31/2005	$13.16	$13.92	1,907,777
01/01/2006 to 12/31/2006	$13.92	$17.02	2,905,252
01/01/2007 to 12/31/2007	$17.02	$18.31	2,119,181
01/01/2008 to 12/31/2008	$18.31	$11.88	1,412,847
01/01/2009 to 12/31/2009	$11.88	$15.37	2,567,781
01/01/2010 to 12/31/2010	$15.37	$16.94	3,612,405
01/01/2011 to 12/31/2011	$16.94	$16.14	3,114,124
01/01/2012 to 12/31/2012	$16.14	$19.53	3,437,135
01/01/2013 to 12/31/2013	$19.53	$24.52	3,984,432

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST MFS Growth Portfolio
01/01/2004 to 12/31/2004	$9.16	$9.97	4,529,834
01/01/2005 to 12/31/2005	$9.97	$10.43	5,915,443
01/01/2006 to 12/31/2006	$10.43	$11.25	4,572,301
01/01/2007 to 12/31/2007	$11.25	$12.73	3,902,210
01/01/2008 to 12/31/2008	$12.73	$7.98	3,159,245
01/01/2009 to 12/31/2009	$7.98	$9.75	4,944,538
01/01/2010 to 12/31/2010	$9.75	$10.82	5,238,425
01/01/2011 to 12/31/2011	$10.82	$10.57	4,289,955
01/01/2012 to 12/31/2012	$10.57	$12.18	4,420,398
01/01/2013 to 12/31/2013	$12.18	$16.37	4,361,903
AST MFS Large-Cap Value Portfolio
08/20/2012* to 12/31/2012	$10.00	$10.20	55,298
01/01/2013 to 12/31/2013	$10.20	$13.49	867,495
AST Mid-Cap Value Portfolio
01/01/2004 to 12/31/2004	$10.91	$12.38	2,587,064
01/01/2005 to 12/31/2005	$12.38	$12.83	1,988,251
01/01/2006 to 12/31/2006	$12.83	$14.42	1,907,063
01/01/2007 to 12/31/2007	$14.42	$14.57	1,540,522
01/01/2008 to 12/31/2008	$14.57	$8.87	1,381,269
01/01/2009 to 12/31/2009	$8.87	$12.11	2,137,413
01/01/2010 to 12/31/2010	$12.11	$14.72	2,978,973
01/01/2011 to 12/31/2011	$14.72	$13.98	2,405,087
01/01/2012 to 12/31/2012	$13.98	$16.28	2,424,624
01/01/2013 to 12/31/2013	$16.28	$21.20	2,138,372
AST Money Market Portfolio
01/01/2004 to 12/31/2004	$9.86	$9.78	29,870,585
01/01/2005 to 12/31/2005	$9.78	$9.88	42,442,274
01/01/2006 to 12/31/2006	$9.88	$10.16	46,325,237
01/01/2007 to 12/31/2007	$10.16	$10.48	56,111,128
01/01/2008 to 12/31/2008	$10.48	$10.57	91,319,625
01/01/2009 to 12/31/2009	$10.57	$10.42	66,786,776
01/01/2010 to 12/31/2010	$10.42	$10.25	50,307,852
01/01/2011 to 12/31/2011	$10.25	$10.09	50,902,069
01/01/2012 to 12/31/2012	$10.09	$9.92	39,894,836
01/01/2013 to 12/31/2013	$9.92	$9.76	29,504,243
AST Neuberger Berman / LSV Mid-Cap Value Portfolio
01/01/2004 to 12/31/2004	$12.01	$14.51	11,461,684
01/01/2005 to 12/31/2005	$14.51	$15.99	12,260,006
01/01/2006 to 12/31/2006	$15.99	$17.42	9,574,218
01/01/2007 to 12/31/2007	$17.42	$17.67	8,191,847
01/01/2008 to 12/31/2008	$17.67	$10.03	5,184,438
01/01/2009 to 12/31/2009	$10.03	$13.88	5,689,131
01/01/2010 to 12/31/2010	$13.88	$16.85	5,901,157
01/01/2011 to 12/31/2011	$16.85	$16.16	4,911,194
01/01/2012 to 12/31/2012	$16.16	$18.62	4,148,499
01/01/2013 to 12/31/2013	$18.62	$26.00	4,423,739
AST Neuberger Berman Core Bond Portfolio
10/31/2011* to 12/31/2011	$10.03	$10.07	577,115
01/01/2012 to 12/31/2012	$10.07	$10.39	1,360,083
01/01/2013 to 12/31/2013	$10.39	$9.93	1,174,650

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Neuberger Berman Mid-Cap Growth Portfolio
01/01/2004 to 12/31/2004	$9.51	$10.86	4,715,301
01/01/2005 to 12/31/2005	$10.86	$12.12	5,728,444
01/01/2006 to 12/31/2006	$12.12	$13.59	5,378,198
01/01/2007 to 12/31/2007	$13.59	$16.34	6,560,811
01/01/2008 to 12/31/2008	$16.34	$9.13	3,042,143
01/01/2009 to 12/31/2009	$9.13	$11.65	4,022,837
01/01/2010 to 12/31/2010	$11.65	$14.75	5,702,161
01/01/2011 to 12/31/2011	$14.75	$14.75	4,466,247
01/01/2012 to 12/31/2012	$14.75	$16.30	3,764,767
01/01/2013 to 12/31/2013	$16.30	$21.26	3,561,170
AST Neuberger Berman Small-Cap Growth Portfolio
01/01/2004 to 12/31/2004	$11.13	$11.98	1,618,719
01/01/2005 to 12/31/2005	$11.98	$11.83	1,385,431
01/01/2006 to 12/31/2006	$11.83	$12.53	1,174,654
01/01/2007 to 12/31/2007	$12.53	$14.63	1,215,825
01/01/2008 to 12/31/2008	$14.63	$8.27	768,282
01/01/2009 to 12/31/2009	$8.27	$9.97	1,585,215
01/01/2010 to 12/31/2010	$9.97	$11.79	2,045,616
01/01/2011 to 04/29/2011	$11.79	$13.23	0
AST New Discovery Asset Allocation Portfolio
04/30/2012* to 12/31/2012	$10.00	$10.32	5,908,428
01/01/2013 to 12/31/2013	$10.32	$12.07	6,987,054
AST Parametric Emerging Markets Equity Portfolio
07/21/2008* to 12/31/2008	$10.10	$5.57	126,548
01/01/2009 to 12/31/2009	$5.57	$9.13	6,599,316
01/01/2010 to 12/31/2010	$9.13	$10.98	11,156,029
01/01/2011 to 12/31/2011	$10.98	$8.61	6,749,550
01/01/2012 to 12/31/2012	$8.61	$9.98	7,897,745
01/01/2013 to 12/31/2013	$9.98	$9.84	8,565,272
AST PIMCO Limited Maturity Bond Portfolio
01/01/2004 to 12/31/2004	$10.51	$10.55	21,299,789
01/01/2005 to 12/31/2005	$10.55	$10.54	28,031,651
01/01/2006 to 12/31/2006	$10.54	$10.76	22,394,558
01/01/2007 to 12/31/2007	$10.76	$11.31	20,392,150
01/01/2008 to 12/31/2008	$11.31	$11.24	15,403,578
01/01/2009 to 12/31/2009	$11.24	$12.19	19,779,745
01/01/2010 to 12/31/2010	$12.19	$12.46	20,255,855
01/01/2011 to 12/31/2011	$12.46	$12.53	18,155,075
01/01/2012 to 12/31/2012	$12.53	$12.90	15,540,231
01/01/2013 to 12/31/2013	$12.90	$12.41	10,724,539
AST PIMCO Total Return Bond Portfolio
01/01/2004 to 12/31/2004	$10.95	$11.31	33,208,757
01/01/2005 to 12/31/2005	$11.31	$11.40	22,436,395
01/01/2006 to 12/31/2006	$11.40	$11.63	21,700,661
01/01/2007 to 12/31/2007	$11.63	$12.39	21,645,194
01/01/2008 to 12/31/2008	$12.39	$11.91	20,478,277
01/01/2009 to 12/31/2009	$11.91	$13.65	59,442,486
01/01/2010 to 12/31/2010	$13.65	$14.46	75,211,006
01/01/2011 to 12/31/2011	$14.46	$14.67	60,233,010
01/01/2012 to 12/31/2012	$14.67	$15.77	65,143,645
01/01/2013 to 12/31/2013	$15.77	$15.23	54,477,871

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Preservation Asset Allocation Portfolio
12/05/2005* to 12/31/2005	$10.00	$10.04	115,215
01/01/2006 to 12/31/2006	$10.04	$10.66	3,303,256
01/01/2007 to 12/31/2007	$10.66	$11.40	7,359,596
01/01/2008 to 12/31/2008	$11.40	$9.02	24,830,005
01/01/2009 to 12/31/2009	$9.02	$10.65	82,197,582
01/01/2010 to 12/31/2010	$10.65	$11.58	100,001,194
01/01/2011 to 12/31/2011	$11.58	$11.51	96,778,216
01/01/2012 to 12/31/2012	$11.51	$12.49	98,362,559
01/01/2013 to 12/31/2013	$12.49	$13.42	79,093,854
AST Prudential Core Bond Portfolio
10/31/2011* to 12/31/2011	$10.02	$10.07	990,348
01/01/2012 to 12/31/2012	$10.07	$10.61	2,178,847
01/01/2013 to 12/31/2013	$10.61	$10.19	1,488,696
AST Prudential Growth Allocation Portfolio formerly, AST First Trust Capital Appreciation Target Portfolio
03/20/2006* to 12/31/2006	$10.00	$10.48	3,795,562
01/01/2007 to 12/31/2007	$10.48	$11.49	7,899,326
01/01/2008 to 12/31/2008	$11.49	$6.70	13,640,692
01/01/2009 to 12/31/2009	$6.70	$8.30	93,813,703
01/01/2010 to 12/31/2010	$8.30	$9.71	115,827,900
01/01/2011 to 12/31/2011	$9.71	$8.96	75,603,365
01/01/2012 to 12/31/2012	$8.96	$9.95	89,282,138
01/01/2013 to 12/31/2013	$9.95	$11.45	87,210,945
AST QMA Emerging Markets Equity Portfolio
02/25/2013* to 12/31/2013	$10.00	$9.60	20,413
AST QMA Large-Cap Portfolio
04/29/2013* to 12/31/2013	$10.00	$11.68	5,665
AST QMA US Equity Alpha Portfolio
01/01/2004 to 12/31/2004	$10.23	$11.07	6,845,369
01/01/2005 to 12/31/2005	$11.07	$11.27	6,774,077
01/01/2006 to 12/31/2006	$11.27	$12.48	6,255,253
01/01/2007 to 12/31/2007	$12.48	$12.53	5,371,782
01/01/2008 to 12/31/2008	$12.53	$7.55	2,747,511
01/01/2009 to 12/31/2009	$7.55	$9.05	3,372,332
01/01/2010 to 12/31/2010	$9.05	$10.24	3,360,531
01/01/2011 to 12/31/2011	$10.24	$10.42	3,055,694
01/01/2012 to 12/31/2012	$10.42	$12.17	3,262,831
01/01/2013 to 12/31/2013	$12.17	$15.85	2,976,003
AST Quantitative Modeling Portfolio
05/02/2011* to 12/31/2011	$10.00	$8.90	201,672
01/01/2012 to 12/31/2012	$8.90	$9.90	384,520
01/01/2013 to 12/31/2013	$9.90	$11.92	2,227,707
AST RCM World Trends Portfolio formerly, AST CLS Moderate Asset Allocation Portfolio
11/19/2007* to 12/31/2007	$10.00	$10.04	74,936
01/01/2008 to 12/31/2008	$10.04	$7.15	5,507,286
01/01/2009 to 12/31/2009	$7.15	$8.68	39,406,298
01/01/2010 to 12/31/2010	$8.68	$9.55	54,818,248
01/01/2011 to 12/31/2011	$9.55	$9.23	46,132,040
01/01/2012 to 12/31/2012	$9.23	$10.01	48,879,191
01/01/2013 to 12/31/2013	$10.01	$11.07	45,150,001

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Schroders Global Tactical Portfolio
11/19/2007* to 12/31/2007	$10.00	$11.51	120,901
01/01/2008 to 12/31/2008	$11.51	$7.33	2,184,002
01/01/2009 to 12/31/2009	$7.33	$9.15	23,955,044
01/01/2010 to 12/31/2010	$9.15	$10.29	36,192,438
01/01/2011 to 12/31/2011	$10.29	$9.88	25,866,646
01/01/2012 to 12/31/2012	$9.88	$11.26	34,127,062
01/01/2013 to 12/31/2013	$11.26	$13.07	39,171,659
AST Schroders Multi-Asset World Strategies Portfolio
01/01/2004 to 12/31/2004	$10.69	$11.46	2,335,598
01/01/2005 to 12/31/2005	$11.46	$11.79	2,294,529
01/01/2006 to 12/31/2006	$11.79	$12.72	2,165,859
01/01/2007 to 12/31/2007	$12.72	$13.62	2,277,264
01/01/2008 to 12/31/2008	$13.62	$9.35	3,074,479
01/01/2009 to 12/31/2009	$9.35	$11.72	33,399,889
01/01/2010 to 12/31/2010	$11.72	$12.89	55,550,099
01/01/2011 to 12/31/2011	$12.89	$12.25	42,779,977
01/01/2012 to 12/31/2012	$12.25	$13.39	45,395,568
01/01/2013 to 12/31/2013	$13.39	$15.06	41,756,708
AST Small-Cap Growth Portfolio
01/01/2004 to 12/31/2004	$9.89	$9.05	2,242,129
01/01/2005 to 12/31/2005	$9.05	$9.04	2,134,731
01/01/2006 to 12/31/2006	$9.04	$10.01	1,867,490
01/01/2007 to 12/31/2007	$10.01	$10.55	1,740,242
01/01/2008 to 12/31/2008	$10.55	$6.74	1,375,635
01/01/2009 to 12/31/2009	$6.74	$8.88	2,524,147
01/01/2010 to 12/31/2010	$8.88	$11.91	4,648,452
01/01/2011 to 12/31/2011	$11.91	$11.60	3,213,655
01/01/2012 to 12/31/2012	$11.60	$12.80	3,096,260
01/01/2013 to 12/31/2013	$12.80	$17.01	4,073,887
AST Small-Cap Value Portfolio
01/01/2004 to 12/31/2004	$12.42	$14.22	10,785,030
01/01/2005 to 12/31/2005	$14.22	$14.91	11,285,282
01/01/2006 to 12/31/2006	$14.91	$17.61	9,098,178
01/01/2007 to 12/31/2007	$17.61	$16.34	8,130,632
01/01/2008 to 12/31/2008	$16.34	$11.30	6,242,966
01/01/2009 to 12/31/2009	$11.30	$14.11	6,242,625
01/01/2010 to 12/31/2010	$14.11	$17.49	6,195,308
01/01/2011 to 12/31/2011	$17.49	$16.17	5,166,090
01/01/2012 to 12/31/2012	$16.17	$18.79	3,913,693
01/01/2013 to 12/31/2013	$18.79	$25.39	3,418,708
AST T. Rowe Price Asset Allocation Portfolio
01/01/2004 to 12/31/2004	$11.09	$12.13	3,551,315
01/01/2005 to 12/31/2005	$12.13	$12.49	4,192,627
01/01/2006 to 12/31/2006	$12.49	$13.82	4,776,442
01/01/2007 to 12/31/2007	$13.82	$14.45	6,387,795
01/01/2008 to 12/31/2008	$14.45	$10.52	10,697,390
01/01/2009 to 12/31/2009	$10.52	$12.85	40,732,836
01/01/2010 to 12/31/2010	$12.85	$14.09	53,827,291
01/01/2011 to 12/31/2011	$14.09	$14.13	46,623,273
01/01/2012 to 12/31/2012	$14.13	$15.78	53,661,984
01/01/2013 to 12/31/2013	$15.78	$18.13	56,537,325

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST T. Rowe Price Equity Income Portfolio
01/01/2004 to 12/31/2004	$11.06	$12.39	4,643,022
01/01/2005 to 12/31/2005	$12.39	$12.86	4,311,857
01/01/2006 to 12/31/2006	$12.86	$15.34	5,318,094
01/01/2007 to 12/31/2007	$15.34	$14.55	4,469,636
01/01/2008 to 12/31/2008	$14.55	$8.32	2,874,755
01/01/2009 to 12/31/2009	$8.32	$10.13	3,572,238
01/01/2010 to 12/31/2010	$10.13	$11.28	4,182,015
01/01/2011 to 12/31/2011	$11.28	$10.91	3,313,597
01/01/2012 to 12/31/2012	$10.91	$12.58	4,588,707
01/01/2013 to 12/31/2013	$12.58	$16.05	5,133,443
AST T. Rowe Price Large-Cap Growth Portfolio
01/01/2004 to 12/31/2004	$9.08	$9.44	2,378,881
01/01/2005 to 12/31/2005	$9.44	$10.81	3,925,742
01/01/2006 to 12/31/2006	$10.81	$11.23	4,132,529
01/01/2007 to 12/31/2007	$11.23	$11.96	5,137,246
01/01/2008 to 12/31/2008	$11.96	$6.99	4,437,756
01/01/2009 to 12/31/2009	$6.99	$10.54	10,159,519
01/01/2010 to 12/31/2010	$10.54	$12.01	12,250,636
01/01/2011 to 12/31/2011	$12.01	$11.61	9,294,364
01/01/2012 to 12/31/2012	$11.61	$13.43	10,725,477
01/01/2013 to 12/31/2013	$13.43	$19.02	11,809,685
AST T. Rowe Price Natural Resources Portfolio
01/01/2004 to 12/31/2004	$12.59	$16.25	2,040,188
01/01/2005 to 12/31/2005	$16.25	$21.00	3,677,613
01/01/2006 to 12/31/2006	$21.00	$23.93	2,942,718
01/01/2007 to 12/31/2007	$23.93	$33.07	3,950,105
01/01/2008 to 12/31/2008	$33.07	$16.27	2,088,027
01/01/2009 to 12/31/2009	$16.27	$23.89	4,621,252
01/01/2010 to 12/31/2010	$23.89	$28.31	5,827,673
01/01/2011 to 12/31/2011	$28.31	$23.69	4,562,770
01/01/2012 to 12/31/2012	$23.69	$24.14	4,495,210
01/01/2013 to 12/31/2013	$24.14	$27.39	3,688,022
AST Templeton Global Bond Portfolio formerly, AST T. Rowe Price Global Bond Portfolio
01/01/2004 to 12/31/2004	$12.59	$13.45	4,717,822
01/01/2005 to 12/31/2005	$13.45	$12.64	6,261,824
01/01/2006 to 12/31/2006	$12.64	$13.21	6,093,700
01/01/2007 to 12/31/2007	$13.21	$14.24	6,452,566
01/01/2008 to 12/31/2008	$14.24	$13.67	4,228,137
01/01/2009 to 12/31/2009	$13.67	$15.07	6,337,072
01/01/2010 to 12/31/2010	$15.07	$15.67	7,114,847
01/01/2011 to 12/31/2011	$15.67	$16.05	6,639,260
01/01/2012 to 12/31/2012	$16.05	$16.61	5,533,305
01/01/2013 to 12/31/2013	$16.61	$15.72	4,600,108

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Wellington Management Hedged Equity Portfolio
12/05/2005* to 12/31/2005	$10.00	$10.00	649,828
01/01/2006 to 12/31/2006	$10.00	$11.38	5,212,589
01/01/2007 to 12/31/2007	$11.38	$12.26	8,022,912
01/01/2008 to 12/31/2008	$12.26	$6.95	5,663,091
01/01/2009 to 12/31/2009	$6.95	$8.78	9,942,981
01/01/2010 to 12/31/2010	$8.78	$9.90	10,821,793
01/01/2011 to 12/31/2011	$9.90	$9.40	9,943,871
01/01/2012 to 12/31/2012	$9.40	$10.26	11,856,015
01/01/2013 to 12/31/2013	$10.26	$12.16	18,749,421
AST Western Asset Core Plus Bond Portfolio
11/19/2007* to 12/31/2007	$10.00	$9.98	213,630
01/01/2008 to 12/31/2008	$9.98	$9.30	4,064,760
01/01/2009 to 12/31/2009	$9.30	$10.21	12,750,275
01/01/2010 to 12/31/2010	$10.21	$10.83	17,651,916
01/01/2011 to 12/31/2011	$10.83	$11.29	18,170,336
01/01/2012 to 12/31/2012	$11.29	$11.98	18,416,796
01/01/2013 to 12/31/2013	$11.98	$11.60	17,928,589
AST Western Asset Emerging Markets Debt Portfolio
08/20/2012* to 12/31/2012	$10.00	$10.39	105,388
01/01/2013 to 12/31/2013	$10.39	$9.38	38,455
Evergreen VA Growth Fund
04/15/2005* to 12/31/2005	$9.82	$11.44	606,613
01/01/2006 to 12/31/2006	$11.44	$12.49	553,827
01/01/2007 to 12/31/2007	$12.49	$13.64	604,401
01/01/2008 to 12/31/2008	$13.64	$7.90	346,210
01/01/2009 to 12/31/2009	$7.90	$10.86	554,304
01/01/2010 to 07/16/2010	$10.86	$10.63	0
Evergreen VA International Equity Fund
01/01/2004 to 12/31/2004	$11.65	$13.66	414,631
01/01/2005 to 12/31/2005	$13.66	$15.59	689,816
01/01/2006 to 12/31/2006	$15.59	$18.88	1,081,552
01/01/2007 to 12/31/2007	$18.88	$21.35	1,401,663
01/01/2008 to 12/31/2008	$21.35	$12.29	984,931
01/01/2009 to 12/31/2009	$12.29	$14.01	668,798
01/01/2010 to 07/16/2010	$14.01	$13.31	0
Evergreen VA Omega Fund
01/01/2004 to 12/31/2004	$10.71	$11.29	570,123
01/01/2005 to 12/31/2005	$11.29	$11.53	281,775
01/01/2006 to 12/31/2006	$11.53	$12.03	241,307
01/01/2007 to 12/31/2007	$12.03	$13.24	249,298
01/01/2008 to 12/31/2008	$13.24	$9.48	271,517
01/01/2009 to 12/31/2009	$9.48	$13.42	749,780
01/01/2010 to 07/16/2010	$13.42	$12.54	0

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
First Trust Target Focus Four Portfolio
01/01/2004 to 12/31/2004	$9.16	$10.03	91,924
01/01/2005 to 12/31/2005	$10.03	$9.92	87,726
01/01/2006 to 12/31/2006	$9.92	$10.15	100,227
01/01/2007 to 12/31/2007	$10.15	$10.55	106,856
01/01/2008 to 12/31/2008	$10.55	$5.83	190,718
01/01/2009 to 12/31/2009	$5.83	$7.38	331,489
01/01/2010 to 12/31/2010	$7.38	$8.64	309,321
01/01/2011 to 12/31/2011	$8.64	$7.57	380,808
01/01/2012 to 12/31/2012	$7.57	$8.48	218,904
01/01/2013 to 12/31/2013	$8.48	$10.93	125,986
Franklin Templeton VIP Founding Funds Allocation Fund
05/01/2008* to 12/31/2008	$10.08	$6.64	5,636,967
01/01/2009 to 12/31/2009	$6.64	$8.50	51,503,013
01/01/2010 to 12/31/2010	$8.50	$9.21	75,249,224
01/01/2011 to 12/31/2011	$9.21	$8.91	53,326,792
01/01/2012 to 09/21/2012	$8.91	$9.98	0
Global Dividend Target 15 Portfolio
01/01/2004 to 12/31/2004	—	$11.85	311,233
01/01/2005 to 12/31/2005	$11.85	$12.84	590,605
01/01/2006 to 12/31/2006	$12.84	$17.48	1,507,757
01/01/2007 to 12/31/2007	$17.48	$19.49	2,078,809
01/01/2008 to 12/31/2008	$19.49	$10.97	1,122,006
01/01/2009 to 12/31/2009	$10.97	$15.21	835,629
01/01/2010 to 12/31/2010	$15.21	$16.42	651,544
01/01/2011 to 12/31/2011	$16.42	$14.94	542,156
01/01/2012 to 12/31/2012	$14.94	$18.42	521,128
01/01/2013 to 12/31/2013	$18.42	$20.71	381,588
Invesco V.I. Capital Development Fund – Series I
04/29/2011* to 12/31/2011	$10.03	$8.17	387,650
01/01/2012 to 04/27/2012	$8.17	$9.26	0
Invesco V.I. Diversified Dividend Fund – Series I
04/29/2011* to 12/31/2011	$9.99	$9.12	385,638
01/01/2012 to 12/31/2012	$9.12	$10.65	500,266
01/01/2013 to 12/31/2013	$10.65	$13.73	615,161
Invesco V.I. Dynamics Fund – Series I
01/01/2004 to 12/31/2004	$9.61	$10.72	668,032
01/01/2005 to 12/31/2005	$10.72	$11.67	602,063
01/01/2006 to 12/31/2006	$11.67	$13.33	605,730
01/01/2007 to 12/31/2007	$13.33	$14.70	631,476
01/01/2008 to 12/31/2008	$14.70	$7.51	384,426
01/01/2009 to 12/31/2009	$7.51	$10.52	430,777
01/01/2010 to 12/31/2010	$10.52	$12.81	390,143
01/01/2011 to 04/29/2011	$12.81	$14.27	0
Invesco V.I. Financial Services Fund – Series I
01/01/2004 to 12/31/2004	$11.17	$11.94	585,185
01/01/2005 to 12/31/2005	$11.94	$12.43	1,042,992
01/01/2006 to 12/31/2006	$12.43	$14.24	778,674
01/01/2007 to 12/31/2007	$14.24	$10.89	465,175
01/01/2008 to 12/31/2008	$10.89	$4.34	540,897
01/01/2009 to 12/31/2009	$4.34	$5.44	779,148
01/01/2010 to 12/31/2010	$5.44	$5.91	872,026
01/01/2011 to 04/29/2011	$5.91	$6.23	0

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
Invesco V.I. Global Health Care Fund – Series I
01/01/2004 to 12/31/2004	$10.05	$10.64	937,586
01/01/2005 to 12/31/2005	$10.64	$11.31	1,131,376
01/01/2006 to 12/31/2006	$11.31	$11.71	1,250,782
01/01/2007 to 12/31/2007	$11.71	$12.88	1,163,277
01/01/2008 to 12/31/2008	$12.88	$9.04	849,932
01/01/2009 to 12/31/2009	$9.04	$11.35	1,181,689
01/01/2010 to 12/31/2010	$11.35	$11.76	545,135
01/01/2011 to 12/31/2011	$11.76	$12.02	524,638
01/01/2012 to 12/31/2012	$12.02	$14.29	462,518
01/01/2013 to 12/31/2013	$14.29	$19.76	464,049
Invesco V.I. Mid Cap Growth Portfolio, Series I formerly, Invesco Van Kampen V.I. Mid Cap Growth Fund – Series I
04/27/2012* to 12/31/2012	$10.05	$9.77	229,829
01/01/2013 to 12/31/2013	$9.77	$13.16	522,396
Invesco V.I. Technology Fund – Series I
01/01/2004 to 12/31/2004	$7.87	$8.09	512,424
01/01/2005 to 12/31/2005	$8.09	$8.13	453,392
01/01/2006 to 12/31/2006	$8.13	$8.84	513,442
01/01/2007 to 12/31/2007	$8.84	$9.36	630,739
01/01/2008 to 12/31/2008	$9.36	$5.11	453,772
01/01/2009 to 12/31/2009	$5.11	$7.91	970,438
01/01/2010 to 12/31/2010	$7.91	$9.44	1,132,899
01/01/2011 to 12/31/2011	$9.44	$8.81	530,679
01/01/2012 to 12/31/2012	$8.81	$9.64	353,005
01/01/2013 to 12/31/2013	$9.64	$11.87	292,049
NASDAQ Target 15 Portfolio
01/01/2004 to 12/31/2004	—	$10.66	82,809
01/01/2005 to 12/31/2005	$10.66	$10.83	134,177
01/01/2006 to 12/31/2006	$10.83	$11.60	199,508
01/01/2007 to 12/31/2007	$11.60	$13.88	403,709
01/01/2008 to 12/31/2008	$13.88	$6.71	199,304
01/01/2009 to 12/31/2009	$6.71	$7.71	140,231
01/01/2010 to 12/31/2010	$7.71	$9.89	511,072
01/01/2011 to 12/31/2011	$9.89	$9.85	211,183
01/01/2012 to 12/31/2012	$9.85	$10.95	144,674
01/01/2013 to 12/31/2013	$10.95	$16.02	172,418
NVIT Developing Markets Fund
01/01/2004 to 12/31/2004	$13.60	$16.02	2,103,950
01/01/2005 to 12/31/2005	$16.02	$20.72	3,395,891
01/01/2006 to 12/31/2006	$20.72	$27.43	2,835,328
01/01/2007 to 12/31/2007	$27.43	$38.71	3,344,620
01/01/2008 to 12/31/2008	$38.71	$16.04	1,630,334
01/01/2009 to 12/31/2009	$16.04	$25.59	2,133,897
01/01/2010 to 12/31/2010	$25.59	$29.23	1,632,797
01/01/2011 to 12/31/2011	$29.23	$22.31	1,023,231
01/01/2012 to 12/31/2012	$22.31	$25.62	797,727
01/01/2013 to 12/31/2013	$25.62	$25.21	589,332

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
ProFund VP Asia 30
01/01/2004 to 12/31/2004	$12.57	$12.30	896,010
01/01/2005 to 12/31/2005	$12.30	$14.45	1,723,105
01/01/2006 to 12/31/2006	$14.45	$19.80	3,073,769
01/01/2007 to 12/31/2007	$19.80	$28.77	2,473,589
01/01/2008 to 12/31/2008	$28.77	$13.91	1,337,672
01/01/2009 to 12/31/2009	$13.91	$21.10	1,821,822
01/01/2010 to 12/31/2010	$21.10	$23.64	1,172,241
01/01/2011 to 12/31/2011	$23.64	$16.97	568,287
01/01/2012 to 12/31/2012	$16.97	$19.28	518,241
01/01/2013 to 12/31/2013	$19.28	$21.80	354,325
ProFund VP Banks
01/01/2004 to 12/31/2004	$10.90	$11.98	229,711
01/01/2005 to 12/31/2005	$11.98	$11.77	351,876
01/01/2006 to 12/31/2006	$11.77	$13.35	402,883
01/01/2007 to 12/31/2007	$13.35	$9.55	389,926
01/01/2008 to 12/31/2008	$9.55	$4.99	2,409,143
01/01/2009 to 12/31/2009	$4.99	$4.70	746,620
01/01/2010 to 12/31/2010	$4.70	$5.00	821,032
01/01/2011 to 12/31/2011	$5.00	$3.60	310,912
01/01/2012 to 12/31/2012	$3.60	$4.73	683,662
01/01/2013 to 12/31/2013	$4.73	$6.21	377,961
ProFund VP Basic Materials
01/01/2004 to 12/31/2004	$10.95	$11.87	529,237
01/01/2005 to 12/31/2005	$11.87	$11.96	681,690
01/01/2006 to 12/31/2006	$11.96	$13.58	779,466
01/01/2007 to 12/31/2007	$13.58	$17.45	2,684,333
01/01/2008 to 12/31/2008	$17.45	$8.34	1,183,553
01/01/2009 to 12/31/2009	$8.34	$13.32	1,841,267
01/01/2010 to 12/31/2010	$13.32	$16.99	1,479,120
01/01/2011 to 12/31/2011	$16.99	$14.01	513,298
01/01/2012 to 12/31/2012	$14.01	$14.94	344,526
01/01/2013 to 12/31/2013	$14.94	$17.41	287,699
ProFund VP Bear
01/01/2004 to 12/31/2004	$8.44	$7.45	1,202,243
01/01/2005 to 12/31/2005	$7.45	$7.23	2,169,659
01/01/2006 to 12/31/2006	$7.23	$6.57	1,868,606
01/01/2007 to 12/31/2007	$6.57	$6.50	1,722,065
01/01/2008 to 12/31/2008	$6.50	$8.95	2,326,201
01/01/2009 to 12/31/2009	$8.95	$6.35	1,995,516
01/01/2010 to 12/31/2010	$6.35	$5.13	1,870,682
01/01/2011 to 12/31/2011	$5.13	$4.60	2,082,893
01/01/2012 to 12/31/2012	$4.60	$3.77	965,635
01/01/2013 to 12/31/2013	$3.77	$2.73	911,837

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
ProFund VP Biotechnology
01/01/2004 to 12/31/2004	$9.75	$10.52	757,678
01/01/2005 to 12/31/2005	$10.52	$12.34	697,687
01/01/2006 to 12/31/2006	$12.34	$11.64	393,923
01/01/2007 to 12/31/2007	$11.64	$11.31	609,746
01/01/2008 to 12/31/2008	$11.31	$11.33	1,249,287
01/01/2009 to 12/31/2009	$11.33	$11.56	355,182
01/01/2010 to 12/31/2010	$11.56	$11.95	254,803
01/01/2011 to 12/31/2011	$11.95	$12.52	188,759
01/01/2012 to 12/31/2012	$12.52	$17.33	338,800
01/01/2013 to 12/31/2013	$17.33	$28.71	326,187
ProFund VP Bull
01/01/2004 to 12/31/2004	$9.84	$10.53	8,215,357
01/01/2005 to 12/31/2005	$10.53	$10.64	7,846,866
01/01/2006 to 12/31/2006	$10.64	$11.90	7,031,661
01/01/2007 to 12/31/2007	$11.90	$12.12	4,013,033
01/01/2008 to 12/31/2008	$12.12	$7.43	2,963,943
01/01/2009 to 12/31/2009	$7.43	$9.08	3,113,781
01/01/2010 to 12/31/2010	$9.08	$10.06	2,476,971
01/01/2011 to 12/31/2011	$10.06	$9.89	3,165,929
01/01/2012 to 12/31/2012	$9.89	$11.08	1,499,016
01/01/2013 to 12/31/2013	$11.08	$14.14	1,204,038
ProFund VP Consumer Goods Portfolio
01/01/2004 to 12/31/2004	$9.64	$10.36	369,007
01/01/2005 to 12/31/2005	$10.36	$10.15	161,038
01/01/2006 to 12/31/2006	$10.15	$11.25	548,567
01/01/2007 to 12/31/2007	$11.25	$11.90	715,235
01/01/2008 to 12/31/2008	$11.90	$8.58	609,574
01/01/2009 to 12/31/2009	$8.58	$10.26	812,567
01/01/2010 to 12/31/2010	$10.26	$11.84	702,138
01/01/2011 to 12/31/2011	$11.84	$12.45	765,549
01/01/2012 to 12/31/2012	$12.45	$13.58	450,591
01/01/2013 to 12/31/2013	$13.58	$17.15	573,128
ProFund VP Consumer Services
01/01/2004 to 12/31/2004	$9.04	$9.56	430,620
01/01/2005 to 12/31/2005	$9.56	$8.97	86,431
01/01/2006 to 12/31/2006	$8.97	$9.88	192,639
01/01/2007 to 12/31/2007	$9.88	$8.91	67,292
01/01/2008 to 12/31/2008	$8.91	$6.01	448,604
01/01/2009 to 12/31/2009	$6.01	$7.74	295,250
01/01/2010 to 12/31/2010	$7.74	$9.24	1,046,739
01/01/2011 to 12/31/2011	$9.24	$9.58	481,308
01/01/2012 to 12/31/2012	$9.58	$11.51	539,898
01/01/2013 to 12/31/2013	$11.51	$15.83	745,470

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
ProFund VP Europe 30
01/01/2004 to 12/31/2004	$10.83	$12.17	1,812,435
01/01/2005 to 12/31/2005	$12.17	$12.94	1,133,420
01/01/2006 to 12/31/2006	$12.94	$14.95	2,790,577
01/01/2007 to 12/31/2007	$14.95	$16.85	1,487,885
01/01/2008 to 12/31/2008	$16.85	$9.28	649,001
01/01/2009 to 12/31/2009	$9.28	$12.07	1,184,717
01/01/2010 to 12/31/2010	$12.07	$12.19	852,300
01/01/2011 to 12/31/2011	$12.19	$10.92	333,570
01/01/2012 to 12/31/2012	$10.92	$12.52	461,143
01/01/2013 to 12/31/2013	$12.52	$14.98	561,564
ProFund VP Financials
01/01/2004 to 12/31/2004	$11.23	$12.19	553,342
01/01/2005 to 12/31/2005	$12.19	$12.46	616,872
01/01/2006 to 12/31/2006	$12.46	$14.38	913,872
01/01/2007 to 12/31/2007	$14.38	$11.44	498,292
01/01/2008 to 12/31/2008	$11.44	$5.57	2,008,426
01/01/2009 to 12/31/2009	$5.57	$6.30	1,432,294
01/01/2010 to 12/31/2010	$6.30	$6.87	1,397,974
01/01/2011 to 12/31/2011	$6.87	$5.82	1,034,776
01/01/2012 to 12/31/2012	$5.82	$7.14	1,345,907
01/01/2013 to 12/31/2013	$7.14	$9.27	1,595,424
ProFund VP Health Care
01/01/2004 to 12/31/2004	$9.17	$9.23	1,318,525
01/01/2005 to 12/31/2005	$9.23	$9.63	2,175,821
01/01/2006 to 12/31/2006	$9.63	$9.96	2,106,409
01/01/2007 to 12/31/2007	$9.96	$10.44	2,120,859
01/01/2008 to 12/31/2008	$10.44	$7.78	1,638,682
01/01/2009 to 12/31/2009	$7.78	$9.14	1,148,607
01/01/2010 to 12/31/2010	$9.14	$9.25	875,030
01/01/2011 to 12/31/2011	$9.25	$10.01	924,616
01/01/2012 to 12/31/2012	$10.01	$11.56	1,121,561
01/01/2013 to 12/31/2013	$11.56	$15.89	1,361,062
ProFund VP Industrials
01/01/2004 to 12/31/2004	$10.01	$11.15	253,411
01/01/2005 to 12/31/2005	$11.15	$11.23	211,678
01/01/2006 to 12/31/2006	$11.23	$12.33	242,684
01/01/2007 to 12/31/2007	$12.33	$13.55	708,921
01/01/2008 to 12/31/2008	$13.55	$7.93	348,521
01/01/2009 to 12/31/2009	$7.93	$9.68	634,240
01/01/2010 to 12/31/2010	$9.68	$11.78	641,229
01/01/2011 to 12/31/2011	$11.78	$11.38	404,533
01/01/2012 to 12/31/2012	$11.38	$12.96	379,889
01/01/2013 to 12/31/2013	$12.96	$17.62	514,535

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
ProFund VP Internet
01/01/2004 to 12/31/2004	$15.00	$17.89	992,879
01/01/2005 to 12/31/2005	$17.89	$18.90	467,320
01/01/2006 to 12/31/2006	$18.90	$18.84	200,072
01/01/2007 to 12/31/2007	$18.84	$20.42	435,015
01/01/2008 to 12/31/2008	$20.42	$11.08	116,246
01/01/2009 to 12/31/2009	$11.08	$19.31	507,210
01/01/2010 to 12/31/2010	$19.31	$25.70	455,035
01/01/2011 to 12/31/2011	$25.70	$23.53	92,624
01/01/2012 to 12/31/2012	$23.53	$27.71	98,828
01/01/2013 to 12/31/2013	$27.71	$41.35	134,453
ProFund VP Japan
01/01/2004 to 12/31/2004	$9.03	$9.55	710,879
01/01/2005 to 12/31/2005	$9.55	$13.31	3,413,954
01/01/2006 to 12/31/2006	$13.31	$14.51	1,650,266
01/01/2007 to 12/31/2007	$14.51	$12.85	552,230
01/01/2008 to 12/31/2008	$12.85	$7.47	553,832
01/01/2009 to 12/31/2009	$7.47	$8.11	519,793
01/01/2010 to 12/31/2010	$8.11	$7.45	414,005
01/01/2011 to 12/31/2011	$7.45	$5.97	292,468
01/01/2012 to 12/31/2012	$5.97	$7.22	445,817
01/01/2013 to 12/31/2013	$7.22	$10.53	616,969
ProFund VP Large-Cap Growth
01/01/2004 to 12/31/2004	—	$10.37	72,725
01/01/2005 to 12/31/2005	$10.37	$10.30	2,620,748
01/01/2006 to 12/31/2006	$10.30	$11.05	2,181,106
01/01/2007 to 12/31/2007	$11.05	$11.62	2,009,820
01/01/2008 to 12/31/2008	$11.62	$7.37	1,340,839
01/01/2009 to 12/31/2009	$7.37	$9.40	1,530,601
01/01/2010 to 12/31/2010	$9.40	$10.47	1,282,022
01/01/2011 to 12/31/2011	$10.47	$10.62	1,146,789
01/01/2012 to 12/31/2012	$10.62	$11.77	796,871
01/01/2013 to 12/31/2013	$11.77	$15.12	730,784
ProFund VP Large-Cap Value
01/01/2004 to 12/31/2004	—	$10.37	159,605
01/01/2005 to 12/31/2005	$10.37	$10.51	2,141,309
01/01/2006 to 12/31/2006	$10.51	$12.26	4,023,312
01/01/2007 to 12/31/2007	$12.26	$12.08	1,984,257
01/01/2008 to 12/31/2008	$12.08	$7.07	1,514,949
01/01/2009 to 12/31/2009	$7.07	$8.31	1,108,254
01/01/2010 to 12/31/2010	$8.31	$9.22	1,501,797
01/01/2011 to 12/31/2011	$9.22	$8.96	1,122,050
01/01/2012 to 12/31/2012	$8.96	$10.17	776,810
01/01/2013 to 12/31/2013	$10.17	$12.99	482,427

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
ProFund VP Mid-Cap Growth
01/01/2004 to 12/31/2004	$9.69	$10.58	2,220,901
01/01/2005 to 12/31/2005	$10.58	$11.58	5,059,312
01/01/2006 to 12/31/2006	$11.58	$11.84	1,594,539
01/01/2007 to 12/31/2007	$11.84	$13.01	2,101,505
01/01/2008 to 12/31/2008	$13.01	$7.83	1,117,437
01/01/2009 to 12/31/2009	$7.83	$10.65	1,903,627
01/01/2010 to 12/31/2010	$10.65	$13.45	2,021,397
01/01/2011 to 12/31/2011	$13.45	$12.85	1,040,542
01/01/2012 to 12/31/2012	$12.85	$14.58	684,764
01/01/2013 to 12/31/2013	$14.58	$18.71	592,623
ProFund VP Mid-Cap Value
01/01/2004 to 12/31/2004	$10.23	$11.67	2,632,869
01/01/2005 to 12/31/2005	$11.67	$12.49	2,164,543
01/01/2006 to 12/31/2006	$12.49	$13.80	1,978,580
01/01/2007 to 12/31/2007	$13.80	$13.70	1,436,105
01/01/2008 to 12/31/2008	$13.70	$8.58	733,971
01/01/2009 to 12/31/2009	$8.58	$11.05	1,398,727
01/01/2010 to 12/31/2010	$11.05	$13.09	908,539
01/01/2011 to 12/31/2011	$13.09	$12.37	727,867
01/01/2012 to 12/31/2012	$12.37	$14.18	552,448
01/01/2013 to 12/31/2013	$14.18	$18.43	479,583
ProFund VP NASDAQ-100
01/01/2004 to 12/31/2004	$9.32	$9.94	4,885,351
01/01/2005 to 12/31/2005	$9.94	$9.80	2,467,486
01/01/2006 to 12/31/2006	$9.80	$10.16	1,764,614
01/01/2007 to 12/31/2007	$10.16	$11.76	2,265,084
01/01/2008 to 12/31/2008	$11.76	$6.65	1,171,313
01/01/2009 to 12/31/2009	$6.65	$9.94	1,813,909
01/01/2010 to 12/31/2010	$9.94	$11.56	1,576,633
01/01/2011 to 12/31/2011	$11.56	$11.54	909,044
01/01/2012 to 12/31/2012	$11.54	$13.19	644,940
01/01/2013 to 12/31/2013	$13.19	$17.42	507,723
ProFund VP Oil & Gas
01/01/2004 to 12/31/2004	$10.48	$13.33	1,856,882
01/01/2005 to 12/31/2005	$13.33	$17.22	2,573,777
01/01/2006 to 12/31/2006	$17.22	$20.43	2,251,126
01/01/2007 to 12/31/2007	$20.43	$26.61	2,322,451
01/01/2008 to 12/31/2008	$26.61	$16.50	1,351,549
01/01/2009 to 12/31/2009	$16.50	$18.75	1,326,030
01/01/2010 to 12/31/2010	$18.75	$21.71	1,296,969
01/01/2011 to 12/31/2011	$21.71	$21.83	829,408
01/01/2012 to 12/31/2012	$21.83	$22.09	551,530
01/01/2013 to 12/31/2013	$22.09	$26.96	414,618

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
ProFund VP Pharmaceuticals
01/01/2004 to 12/31/2004	$8.89	$7.93	527,336
01/01/2005 to 12/31/2005	$7.93	$7.51	515,769
01/01/2006 to 12/31/2006	$7.51	$8.28	716,678
01/01/2007 to 12/31/2007	$8.28	$8.33	492,538
01/01/2008 to 12/31/2008	$8.33	$6.60	588,925
01/01/2009 to 12/31/2009	$6.60	$7.58	521,245
01/01/2010 to 12/31/2010	$7.58	$7.49	268,122
01/01/2011 to 12/31/2011	$7.49	$8.56	862,925
01/01/2012 to 12/31/2012	$8.56	$9.42	302,309
01/01/2013 to 12/31/2013	$9.42	$12.19	276,233
ProFund VP Precious Metals
01/01/2004 to 12/31/2004	$13.29	$11.77	1,479,384
01/01/2005 to 12/31/2005	$11.77	$14.62	2,426,531
01/01/2006 to 12/31/2006	$14.62	$15.44	2,487,596
01/01/2007 to 12/31/2007	$15.44	$18.60	3,177,702
01/01/2008 to 12/31/2008	$18.60	$12.66	2,709,868
01/01/2009 to 12/31/2009	$12.66	$16.86	2,850,817
01/01/2010 to 12/31/2010	$16.86	$22.04	2,921,018
01/01/2011 to 12/31/2011	$22.04	$17.51	2,103,701
01/01/2012 to 12/31/2012	$17.51	$14.71	1,572,080
01/01/2013 to 12/31/2013	$14.71	$8.98	1,162,887
ProFund VP Real Estate
01/01/2004 to 12/31/2004	$12.91	$16.15	1,816,706
01/01/2005 to 12/31/2005	$16.15	$16.96	501,989
01/01/2006 to 12/31/2006	$16.96	$22.10	926,728
01/01/2007 to 12/31/2007	$22.10	$17.47	505,436
01/01/2008 to 12/31/2008	$17.47	$10.09	587,638
01/01/2009 to 12/31/2009	$10.09	$12.69	557,087
01/01/2010 to 12/31/2010	$12.69	$15.57	509,622
01/01/2011 to 12/31/2011	$15.57	$16.04	345,408
01/01/2012 to 12/31/2012	$16.04	$18.48	392,557
01/01/2013 to 12/31/2013	$18.48	$18.19	325,883
ProFund VP Rising Rates Opportunity
01/01/2004 to 12/31/2004	$7.56	$6.63	5,314,528
01/01/2005 to 12/31/2005	$6.63	$6.00	3,415,324
01/01/2006 to 12/31/2006	$6.00	$6.50	4,567,551
01/01/2007 to 12/31/2007	$6.50	$6.06	1,806,294
01/01/2008 to 12/31/2008	$6.06	$3.70	2,315,493
01/01/2009 to 12/31/2009	$3.70	$4.81	3,128,225
01/01/2010 to 12/31/2010	$4.81	$3.97	4,679,376
01/01/2011 to 12/31/2011	$3.97	$2.44	2,645,539
01/01/2012 to 12/31/2012	$2.44	$2.23	1,760,429
01/01/2013 to 12/31/2013	$2.23	$2.56	3,779,215

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
ProFund VP Semiconductor
01/01/2004 to 12/31/2004	$9.51	$7.15	694,352
01/01/2005 to 12/31/2005	$7.15	$7.64	746,084
01/01/2006 to 12/31/2006	$7.64	$6.98	339,250
01/01/2007 to 12/31/2007	$6.98	$7.35	272,048
01/01/2008 to 12/31/2008	$7.35	$3.63	166,664
01/01/2009 to 12/31/2009	$3.63	$5.86	794,698
01/01/2010 to 12/31/2010	$5.86	$6.47	188,040
01/01/2011 to 12/31/2011	$6.47	$6.12	125,111
01/01/2012 to 12/31/2012	$6.12	$5.77	77,903
01/01/2013 to 12/31/2013	$5.77	$7.57	62,931
ProFund VP Short Mid-Cap
01/01/2004 to 12/31/2004	—	$9.70	39,360
01/01/2005 to 12/31/2005	$9.70	$8.64	364,782
01/01/2006 to 12/31/2006	$8.64	$8.18	254,207
01/01/2007 to 12/31/2007	$8.18	$7.82	131,223
01/01/2008 to 12/31/2008	$7.82	$10.14	177,441
01/01/2009 to 12/31/2009	$10.14	$6.44	364,588
01/01/2010 to 12/31/2010	$6.44	$4.70	280,837
01/01/2011 to 12/31/2011	$4.70	$4.24	232,550
01/01/2012 to 12/31/2012	$4.24	$3.38	139,533
01/01/2013 to 12/31/2013	$3.38	$2.40	116,769
ProFund VP Short NASDAQ-100
01/01/2004 to 12/31/2004	$6.78	$5.93	908,064
01/01/2005 to 12/31/2005	$5.93	$5.88	2,494,108
01/01/2006 to 12/31/2006	$5.88	$5.70	1,891,265
01/01/2007 to 12/31/2007	$5.70	$4.96	860,024
01/01/2008 to 12/31/2008	$4.96	$7.23	722,924
01/01/2009 to 12/31/2009	$7.23	$4.22	898,026
01/01/2010 to 12/31/2010	$4.22	$3.27	782,589
01/01/2011 to 12/31/2011	$3.27	$2.88	1,249,273
01/01/2012 to 12/31/2012	$2.88	$2.30	957,612
01/01/2013 to 12/31/2013	$2.30	$1.60	348,933
ProFund VP Short Small-Cap
01/01/2004 to 12/31/2004	—	$9.54	136,809
01/01/2005 to 12/31/2005	$9.54	$9.11	220,842
01/01/2006 to 12/31/2006	$9.11	$7.90	560,897
01/01/2007 to 12/31/2007	$7.90	$8.12	1,000,449
01/01/2008 to 12/31/2008	$8.12	$9.92	233,809
01/01/2009 to 12/31/2009	$9.92	$6.59	463,501
01/01/2010 to 12/31/2010	$6.59	$4.61	355,244
01/01/2011 to 12/31/2011	$4.61	$4.12	702,306
01/01/2012 to 12/31/2012	$4.12	$3.28	351,352
01/01/2013 to 12/31/2013	$3.28	$2.22	176,749

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
ProFund VP Small-Cap Growth
01/01/2004 to 12/31/2004	$10.16	$11.98	4,677,820
01/01/2005 to 12/31/2005	$11.98	$12.67	4,579,886
01/01/2006 to 12/31/2006	$12.67	$13.54	1,643,633
01/01/2007 to 12/31/2007	$13.54	$13.85	676,467
01/01/2008 to 12/31/2008	$13.85	$8.99	990,289
01/01/2009 to 12/31/2009	$8.99	$11.15	1,476,283
01/01/2010 to 12/31/2010	$11.15	$13.79	1,733,790
01/01/2011 to 12/31/2011	$13.79	$13.73	1,437,215
01/01/2012 to 12/31/2012	$13.73	$15.19	495,243
01/01/2013 to 12/31/2013	$15.19	$20.98	722,604
ProFund VP Small-Cap Value
01/01/2004 to 12/31/2004	$9.39	$11.10	4,088,760
01/01/2005 to 12/31/2005	$11.10	$11.35	1,398,441
01/01/2006 to 12/31/2006	$11.35	$13.11	2,446,357
01/01/2007 to 12/31/2007	$13.11	$11.96	714,107
01/01/2008 to 12/31/2008	$11.96	$8.15	838,930
01/01/2009 to 12/31/2009	$8.15	$9.65	610,084
01/01/2010 to 12/31/2010	$9.65	$11.59	743,101
01/01/2011 to 12/31/2011	$11.59	$10.94	752,713
01/01/2012 to 12/31/2012	$10.94	$12.49	481,299
01/01/2013 to 12/31/2013	$12.49	$16.91	412,071
ProFund VP Technology
01/01/2004 to 12/31/2004	$8.66	$8.48	727,580
01/01/2005 to 12/31/2005	$8.48	$8.45	577,737
01/01/2006 to 12/31/2006	$8.45	$8.98	673,628
01/01/2007 to 12/31/2007	$8.98	$10.10	1,668,456
01/01/2008 to 12/31/2008	$10.10	$5.53	322,313
01/01/2009 to 12/31/2009	$5.53	$8.78	1,361,950
01/01/2010 to 12/31/2010	$8.78	$9.56	652,534
01/01/2011 to 12/31/2011	$9.56	$9.27	719,037
01/01/2012 to 12/31/2012	$9.27	$10.06	287,188
01/01/2013 to 12/31/2013	$10.06	$12.38	175,316
ProFund VP Telecommunications
01/01/2004 to 12/31/2004	$7.21	$8.19	460,848
01/01/2005 to 12/31/2005	$8.19	$7.52	456,586
01/01/2006 to 12/31/2006	$7.52	$9.93	1,277,316
01/01/2007 to 12/31/2007	$9.93	$10.59	1,098,402
01/01/2008 to 12/31/2008	$10.59	$6.83	840,295
01/01/2009 to 12/31/2009	$6.83	$7.21	472,593
01/01/2010 to 12/31/2010	$7.21	$8.20	847,216
01/01/2011 to 12/31/2011	$8.20	$8.22	476,200
01/01/2012 to 12/31/2012	$8.22	$9.42	486,914
01/01/2013 to 12/31/2013	$9.42	$10.38	375,062

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
ProFund VP U.S. Government Plus
01/01/2004 to 12/31/2004	$11.08	$11.79	1,051,158
01/01/2005 to 12/31/2005	$11.79	$12.64	2,312,868
01/01/2006 to 12/31/2006	$12.64	$11.86	821,668
01/01/2007 to 12/31/2007	$11.86	$12.85	2,443,725
01/01/2008 to 12/31/2008	$12.85	$18.92	2,696,273
01/01/2009 to 12/31/2009	$18.92	$12.54	1,333,606
01/01/2010 to 12/31/2010	$12.54	$13.58	1,042,250
01/01/2011 to 12/31/2011	$13.58	$19.17	1,145,039
01/01/2012 to 12/31/2012	$19.17	$19.03	721,134
01/01/2013 to 12/31/2013	$19.03	$15.14	419,798
ProFund VP UltraBull
01/01/2004 to 12/31/2004	$10.20	$11.76	2,817,803
01/01/2005 to 12/31/2005	$11.76	$11.87	1,158,024
01/01/2006 to 12/31/2006	$11.87	$14.36	1,596,920
01/01/2007 to 12/31/2007	$14.36	$14.24	1,964,725
01/01/2008 to 12/31/2008	$14.24	$4.57	8,061,341
01/01/2009 to 12/31/2009	$4.57	$6.50	1,590,074
01/01/2010 to 12/31/2010	$6.50	$7.81	914,644
01/01/2011 to 12/31/2011	$7.81	$7.31	689,374
01/01/2012 to 12/31/2012	$7.31	$9.26	451,227
01/01/2013 to 12/31/2013	$9.26	$15.31	302,573
ProFund VP UltraMid-Cap
01/01/2004 to 12/31/2004	$9.55	$11.99	3,106,849
01/01/2005 to 12/31/2005	$11.99	$13.91	1,935,489
01/01/2006 to 12/31/2006	$13.91	$15.14	1,588,771
01/01/2007 to 12/31/2007	$15.14	$15.77	1,072,846
01/01/2008 to 12/31/2008	$15.77	$5.04	2,684,256
01/01/2009 to 12/31/2009	$5.04	$8.23	1,356,598
01/01/2010 to 12/31/2010	$8.23	$12.11	1,530,577
01/01/2011 to 12/31/2011	$12.11	$10.28	591,778
01/01/2012 to 12/31/2012	$10.28	$13.40	516,451
01/01/2013 to 12/31/2013	$13.40	$22.48	317,543
ProFund VP UltraNASDAQ-100
01/01/2004 to 12/31/2004	$7.03	$7.89	6,592,447
01/01/2005 to 12/31/2005	$7.89	$7.47	4,740,165
01/01/2006 to 12/31/2006	$7.47	$7.70	2,319,572
01/01/2007 to 12/31/2007	$7.70	$9.73	4,024,405
01/01/2008 to 12/31/2008	$9.73	$2.61	3,358,757
01/01/2009 to 12/31/2009	$2.61	$5.63	1,661,197
01/01/2010 to 12/31/2010	$5.63	$7.48	1,359,439
01/01/2011 to 12/31/2011	$7.48	$7.27	1,795,997
01/01/2012 to 12/31/2012	$7.27	$9.57	563,727
01/01/2013 to 12/31/2013	$9.57	$16.84	561,715

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
ProFund VP UltraSmall-Cap
01/01/2004 to 12/31/2004	$12.04	$15.52	5,098,565
01/01/2005 to 12/31/2005	$15.52	$15.23	816,754
01/01/2006 to 12/31/2006	$15.23	$18.87	1,580,595
01/01/2007 to 12/31/2007	$18.87	$16.11	527,856
01/01/2008 to 12/31/2008	$16.11	$5.36	2,519,397
01/01/2009 to 12/31/2009	$5.36	$7.39	747,146
01/01/2010 to 12/31/2010	$7.39	$10.79	930,703
01/01/2011 to 12/31/2011	$10.79	$8.61	508,081
01/01/2012 to 12/31/2012	$8.61	$10.97	395,941
01/01/2013 to 12/31/2013	$10.97	$20.13	296,920
ProFund VP Utilities
01/01/2004 to 12/31/2004	$9.34	$11.13	1,060,939
01/01/2005 to 12/31/2005	$11.13	$12.37	1,996,877
01/01/2006 to 12/31/2006	$12.37	$14.51	2,195,309
01/01/2007 to 12/31/2007	$14.51	$16.52	3,808,582
01/01/2008 to 12/31/2008	$16.52	$11.26	1,279,942
01/01/2009 to 12/31/2009	$11.26	$12.27	940,314
01/01/2010 to 12/31/2010	$12.27	$12.78	893,746
01/01/2011 to 12/31/2011	$12.78	$14.77	1,349,692
01/01/2012 to 12/31/2012	$14.77	$14.55	788,140
01/01/2013 to 12/31/2013	$14.55	$16.21	725,550
Prudential SP International Growth Portfolio
01/01/2004 to 12/31/2004	—	$10.53	269,671
01/01/2005 to 12/31/2005	$10.53	$12.05	672,243
01/01/2006 to 12/31/2006	$12.05	$14.35	742,865
01/01/2007 to 12/31/2007	$14.35	$16.87	828,104
01/01/2008 to 12/31/2008	$16.87	$8.25	357,600
01/01/2009 to 12/31/2009	$8.25	$11.12	408,047
01/01/2010 to 12/31/2010	$11.12	$12.47	346,910
01/01/2011 to 12/31/2011	$12.47	$10.44	327,254
01/01/2012 to 12/31/2012	$10.44	$12.56	230,539
01/01/2013 to 12/31/2013	$12.56	$14.69	101,416
S&P Target 24 Portfolio
01/01/2004 to 12/31/2004	—	$10.75	173,851
01/01/2005 to 12/31/2005	$10.75	$11.01	304,840
01/01/2006 to 12/31/2006	$11.01	$11.14	290,152
01/01/2007 to 12/31/2007	$11.14	$11.42	274,858
01/01/2008 to 12/31/2008	$11.42	$8.09	259,188
01/01/2009 to 12/31/2009	$8.09	$9.05	240,776
01/01/2010 to 12/31/2010	$9.05	$10.62	226,552
01/01/2011 to 12/31/2011	$10.62	$11.34	243,395
01/01/2012 to 12/31/2012	$11.34	$12.21	149,031
01/01/2013 to 12/31/2013	$12.21	$17.07	202,561

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
Target Managed VIP Portfolio
01/01/2004 to 12/31/2004	—	$11.32	1,777,316
01/01/2005 to 12/31/2005	$11.32	$11.94	2,420,874
01/01/2006 to 12/31/2006	$11.94	$13.10	2,772,210
01/01/2007 to 12/31/2007	$13.10	$14.10	2,203,754
01/01/2008 to 12/31/2008	$14.10	$7.65	1,345,285
01/01/2009 to 12/31/2009	$7.65	$8.51	861,853
01/01/2010 to 12/31/2010	$8.51	$9.96	654,754
01/01/2011 to 12/31/2011	$9.96	$9.64	581,345
01/01/2012 to 12/31/2012	$9.64	$10.71	565,987
01/01/2013 to 12/31/2013	$10.71	$14.30	532,138
The DOW DART 10 Portfolio
01/01/2004 to 12/31/2004	—	$10.48	155,695
01/01/2005 to 12/31/2005	$10.48	$9.98	194,864
01/01/2006 to 12/31/2006	$9.98	$12.32	481,064
01/01/2007 to 12/31/2007	$12.32	$12.20	235,030
01/01/2008 to 12/31/2008	$12.20	$8.58	249,670
01/01/2009 to 12/31/2009	$8.58	$9.61	136,907
01/01/2010 to 12/31/2010	$9.61	$11.04	221,649
01/01/2011 to 12/31/2011	$11.04	$11.69	189,624
01/01/2012 to 12/31/2012	$11.69	$12.73	184,517
01/01/2013 to 12/31/2013	$12.73	$16.39	166,823
The DOW Target Dividend Portfolio
05/02/2005* to 12/31/2005	$10.00	$9.76	1,240,525
01/01/2006 to 12/31/2006	$9.76	$11.34	2,310,768
01/01/2007 to 12/31/2007	$11.34	$11.28	2,000,024
01/01/2008 to 12/31/2008	$11.28	$6.59	1,374,063
01/01/2009 to 12/31/2009	$6.59	$7.40	996,116
01/01/2010 to 12/31/2010	$7.40	$8.48	902,956
01/01/2011 to 12/31/2011	$8.48	$8.84	1,077,472
01/01/2012 to 12/31/2012	$8.84	$9.18	630,897
01/01/2013 to 12/31/2013	$9.18	$11.57	561,037
Value Line Target 25 Portfolio
01/01/2004 to 12/31/2004	—	$12.59	389,792
01/01/2005 to 12/31/2005	$12.59	$14.82	1,068,337
01/01/2006 to 12/31/2006	$14.82	$15.00	1,119,827
01/01/2007 to 12/31/2007	$15.00	$17.43	1,173,103
01/01/2008 to 12/31/2008	$17.43	$7.74	1,027,401
01/01/2009 to 12/31/2009	$7.74	$8.16	663,617
01/01/2010 to 12/31/2010	$8.16	$10.47	604,695
01/01/2011 to 12/31/2011	$10.47	$7.75	467,540
01/01/2012 to 12/31/2012	$7.75	$9.25	312,129
01/01/2013 to 12/31/2013	$9.25	$11.96	253,593
Wells Fargo Advantage VT Equity Income
01/01/2004 to 12/31/2004	$10.23	$11.18	590,808
01/01/2005 to 12/31/2005	$11.18	$11.59	534,648
01/01/2006 to 12/31/2006	$11.59	$13.51	582,613
01/01/2007 to 12/31/2007	$13.51	$13.66	497,287
01/01/2008 to 12/31/2008	$13.66	$8.53	312,113
01/01/2009 to 12/31/2009	$8.53	$9.81	287,896
01/01/2010 to 07/16/2010	$9.81	$9.43	0

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
Wells Fargo Advantage VT International Equity Portfolio Share Class 1
07/16/2010* to 12/31/2010	$13.33	$16.11	637,587
01/01/2011 to 12/31/2011	$16.11	$13.82	523,908
01/01/2012 to 12/31/2012	$13.82	$15.45	401,945
01/01/2013 to 12/31/2013	$15.45	$18.23	283,907
Wells Fargo Advantage VT Intrinsic Value Portfolio Share Class 2
07/16/2010* to 12/31/2010	$9.43	$10.98	306,415
01/01/2011 to 12/31/2011	$10.98	$10.57	290,158
01/01/2012 to 12/31/2012	$10.57	$12.42	233,447
01/01/2013 to 12/31/2013	$12.42	$15.91	251,990
Wells Fargo Advantage VT Omega Growth Portfolio Share Class 1
07/16/2010* to 12/31/2010	$12.54	$15.82	385,986
01/01/2011 to 12/31/2011	$15.82	$14.72	411,256
01/01/2012 to 12/31/2012	$14.72	$17.48	413,544
01/01/2013 to 12/31/2013	$17.48	$24.11	306,342
Wells Fargo Advantage VT Small Cap Growth Portfolio Share Class 1
07/16/2010* to 12/31/2010	$9.59	$12.25	617,813
01/01/2011 to 12/31/2011	$12.25	$11.52	383,450
01/01/2012 to 12/31/2012	$11.52	$12.25	264,060
01/01/2013 to 12/31/2013	$12.25	$18.14	293,944

*	Denotes the start date of these sub-accounts

APEX II

Prudential Annuities Life Assurance Corporation

Prospectus

ACCUMULATION UNIT VALUES: With HD GRO 60 bps and Combo 5%/HAV 80 bps OR GRO Plus 2008 60 bps and Combo 5%/HAV 80 bps (3.05%)

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Academic Strategies Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$10.02	$12.13	20,597
01/01/2010 to 12/31/2010	$12.13	$13.17	65,536
01/01/2011 to 12/31/2011	$13.17	$12.43	29,622
01/01/2012 to 12/31/2012	$12.43	$13.57	36,253
01/01/2013 to 12/31/2013	$13.57	$14.46	11,985
AST Advanced Strategies Portfolio
05/01/2009 to 12/31/2009	$10.04	$12.33	33,933
01/01/2010 to 12/31/2010	$12.33	$13.59	52,061
01/01/2011 to 12/31/2011	$13.59	$13.19	26,435
01/01/2012 to 12/31/2012	$13.19	$14.54	36,464
01/01/2013 to 12/31/2013	$14.54	$16.43	19,293
AST American Century Income & Growth Portfolio
05/01/2009 to 12/31/2009	$10.08	$12.38	11,520
01/01/2010 to 12/31/2010	$12.38	$13.66	10,502
01/01/2011 to 12/31/2011	$13.66	$13.72	7,324
01/01/2012 to 05/04/2012	$13.72	$14.83	0

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Balanced Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$10.02	$11.96	104,004
01/01/2010 to 12/31/2010	$11.96	$13.02	131,786
01/01/2011 to 12/31/2011	$13.02	$12.47	52,667
01/01/2012 to 12/31/2012	$12.47	$13.60	56,424
01/01/2013 to 12/31/2013	$13.60	$15.51	26,419
AST BlackRock Global Strategies Portfolio
05/02/2011* to 12/31/2011	$10.00	$9.08	0
01/01/2012 to 12/31/2012	$9.08	$9.85	0
01/01/2013 to 12/31/2013	$9.85	$10.58	3,133
AST BlackRock iShares ETF Portfolio
04/29/2013* to 12/31/2013	$10.00	$10.40	1,087
AST Bond Portfolio 2015
05/01/2009 to 12/31/2009	$9.96	$9.92	0
01/01/2010 to 12/31/2010	$9.92	$10.52	0
01/01/2011 to 12/31/2011	$10.52	$10.85	0
01/01/2012 to 12/31/2012	$10.85	$10.84	0
01/01/2013 to 12/31/2013	$10.84	$10.48	0
AST Bond Portfolio 2016
05/01/2009 to 12/31/2009	$9.94	$9.54	10,856
01/01/2010 to 12/31/2010	$9.54	$10.23	53,548
01/01/2011 to 12/31/2011	$10.23	$10.88	99,457
01/01/2012 to 12/31/2012	$10.88	$10.98	49,369
01/01/2013 to 12/31/2013	$10.98	$10.58	31,441
AST Bond Portfolio 2017
01/04/2010* to 12/31/2010	$10.00	$10.63	78,013
01/01/2011 to 12/31/2011	$10.63	$11.48	166,186
01/01/2012 to 12/31/2012	$11.48	$11.70	128,946
01/01/2013 to 12/31/2013	$11.70	$11.11	97,521
AST Bond Portfolio 2018
05/01/2009 to 12/31/2009	$9.92	$9.61	0
01/01/2010 to 12/31/2010	$9.61	$10.36	0
01/01/2011 to 12/31/2011	$10.36	$11.41	300,079
01/01/2012 to 12/31/2012	$11.41	$11.69	203,929
01/01/2013 to 12/31/2013	$11.69	$10.98	124,021
AST Bond Portfolio 2019
05/01/2009 to 12/31/2009	$9.91	$9.51	0
01/01/2010 to 12/31/2010	$9.51	$10.27	0
01/01/2011 to 12/31/2011	$10.27	$11.55	0
01/01/2012 to 12/31/2012	$11.55	$11.85	57,097
01/01/2013 to 12/31/2013	$11.85	$10.93	75,887
AST Bond Portfolio 2020
05/01/2009 to 12/31/2009	$9.88	$9.19	0
01/01/2010 to 12/31/2010	$9.19	$9.96	67,081
01/01/2011 to 12/31/2011	$9.96	$11.46	5,989
01/01/2012 to 12/31/2012	$11.46	$11.82	3,224
01/01/2013 to 12/31/2013	$11.82	$10.71	100,166
AST Bond Portfolio 2021
01/04/2010* to 12/31/2010	$10.00	$10.87	55,827
01/01/2011 to 12/31/2011	$10.87	$12.68	479,189
01/01/2012 to 12/31/2012	$12.68	$13.12	250,845
01/01/2013 to 12/31/2013	$13.12	$11.83	78,873

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Bond Portfolio 2022
01/03/2011* to 12/31/2011	$10.00	$11.87	148,179
01/01/2012 to 12/31/2012	$11.87	$12.18	231,919
01/01/2013 to 12/31/2013	$12.18	$10.66	25,469
AST Bond Portfolio 2023
01/03/2012* to 12/31/2012	$10.00	$10.27	77,251
01/01/2013 to 12/31/2013	$10.27	$8.94	685,322
AST Bond Portfolio 2024
01/02/2013* to 12/31/2013	$10.00	$8.64	347,529
AST Capital Growth Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$10.04	$12.23	88,371
01/01/2010 to 12/31/2010	$12.23	$13.44	112,968
01/01/2011 to 12/31/2011	$13.44	$12.71	48,818
01/01/2012 to 12/31/2012	$12.71	$14.02	64,061
01/01/2013 to 12/31/2013	$14.02	$16.67	34,911
AST ClearBridge Dividend Growth Portfolio formerly, AST Clearbridge Dividend Growth Portfolio
02/25/2013* to 12/31/2013	$10.00	$11.52	0
AST Cohen & Steers Realty Portfolio
05/01/2009 to 12/31/2009	$9.61	$14.41	3,009
01/01/2010 to 12/31/2010	$14.41	$17.98	2,762
01/01/2011 to 12/31/2011	$17.98	$18.59	1,055
01/01/2012 to 12/31/2012	$18.59	$20.78	1,973
01/01/2013 to 12/31/2013	$20.78	$20.78	973
AST Defensive Asset Allocation Portfolio
04/29/2013* to 12/31/2013	$10.00	$9.60	0
AST Federated Aggressive Growth Portfolio
05/01/2009 to 12/31/2009	$9.98	$12.90	3,606
01/01/2010 to 12/31/2010	$12.90	$16.57	4,862
01/01/2011 to 12/31/2011	$16.57	$13.96	5,255
01/01/2012 to 12/31/2012	$13.96	$16.25	5,823
01/01/2013 to 12/31/2013	$16.25	$22.19	4,781
AST FI Pyramis® Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$10.03	$11.89	9,882
01/01/2010 to 12/31/2010	$11.89	$13.06	11,383
01/01/2011 to 12/31/2011	$13.06	$12.35	6,047
01/01/2012 to 12/31/2012	$12.35	$13.61	6,502
01/01/2013 to 12/31/2013	$13.61	$15.73	1,090
AST First Trust Balanced Target Portfolio
05/01/2009 to 12/31/2009	$10.01	$12.21	40,030
01/01/2010 to 12/31/2010	$12.21	$13.54	69,693
01/01/2011 to 12/31/2011	$13.54	$12.93	27,636
01/01/2012 to 12/31/2012	$12.93	$13.87	29,060
01/01/2013 to 12/31/2013	$13.87	$15.43	12,216
AST Franklin Templeton Founding Funds Allocation Portfolio
04/30/2012* to 12/31/2012	$10.00	$10.64	85,979
01/01/2013 to 12/31/2013	$10.64	$12.85	61,658
AST Franklin Templeton Founding Funds Plus Portfolio
04/29/2013* to 12/31/2013	$10.00	$10.71	0

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Global Real Estate Portfolio
05/01/2009 to 12/31/2009	$9.86	$13.84	5,212
01/01/2010 to 12/31/2010	$13.84	$16.13	5,671
01/01/2011 to 12/31/2011	$16.13	$14.85	2,697
01/01/2012 to 12/31/2012	$14.85	$18.26	2,502
01/01/2013 to 12/31/2013	$18.26	$18.47	757
AST Goldman Sachs Concentrated Growth Portfolio
05/01/2009 to 12/31/2009	$10.05	$12.75	5,300
01/01/2010 to 12/31/2010	$12.75	$13.64	5,682
01/01/2011 to 12/31/2011	$13.64	$12.70	564
01/01/2012 to 12/31/2012	$12.70	$14.74	1,000
01/01/2013 to 12/31/2013	$14.74	$18.54	549
AST Goldman Sachs Large-Cap Value Portfolio
05/01/2009 to 12/31/2009	$10.12	$12.12	5,259
01/01/2010 to 12/31/2010	$12.12	$13.27	4,461
01/01/2011 to 12/31/2011	$13.27	$12.15	2,054
01/01/2012 to 12/31/2012	$12.15	$14.10	2,577
01/01/2013 to 12/31/2013	$14.10	$18.25	2,072
AST Goldman Sachs Mid-Cap Growth Portfolio
05/01/2009 to 12/31/2009	$10.06	$13.39	10,087
01/01/2010 to 12/31/2010	$13.39	$15.56	11,918
01/01/2011 to 12/31/2011	$15.56	$14.64	5,719
01/01/2012 to 12/31/2012	$14.64	$16.97	5,361
01/01/2013 to 12/31/2013	$16.97	$21.75	3,788
AST Goldman Sachs Multi-Asset Portfolio formerly, AST Horizon Moderate Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$10.02	$11.78	8,173
01/01/2010 to 12/31/2010	$11.78	$12.74	48,976
01/01/2011 to 12/31/2011	$12.74	$12.29	29,103
01/01/2012 to 12/31/2012	$12.29	$13.13	27,510
01/01/2013 to 12/31/2013	$13.13	$13.98	3,763
AST Goldman Sachs Small-Cap Value Portfolio
05/01/2009 to 12/31/2009	$9.95	$12.67	11,393
01/01/2010 to 12/31/2010	$12.67	$15.58	11,365
01/01/2011 to 12/31/2011	$15.58	$15.30	2,764
01/01/2012 to 12/31/2012	$15.30	$17.16	5,135
01/01/2013 to 12/31/2013	$17.16	$23.09	1,883
AST Herndon Large-Cap Value Portfolio formerly, AST BlackRock Value Portfolio
05/01/2009 to 12/31/2009	$10.10	$12.67	3,083
01/01/2010 to 12/31/2010	$12.67	$13.81	2,749
01/01/2011 to 12/31/2011	$13.81	$13.33	1,157
01/01/2012 to 12/31/2012	$13.33	$14.65	912
01/01/2013 to 12/31/2013	$14.65	$19.12	533
AST High Yield Portfolio
05/01/2009 to 12/31/2009	$10.02	$12.43	5,092
01/01/2010 to 12/31/2010	$12.43	$13.68	10,081
01/01/2011 to 12/31/2011	$13.68	$13.68	2,509
01/01/2012 to 12/31/2012	$13.68	$15.11	5,003
01/01/2013 to 12/31/2013	$15.11	$15.70	4,092

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST International Growth Portfolio
05/01/2009 to 12/31/2009	$10.14	$13.18	2,490
01/01/2010 to 12/31/2010	$13.18	$14.63	11,291
01/01/2011 to 12/31/2011	$14.63	$12.35	3,255
01/01/2012 to 12/31/2012	$12.35	$14.42	4,810
01/01/2013 to 12/31/2013	$14.42	$16.64	2,931
AST International Value Portfolio
05/01/2009 to 12/31/2009	$10.12	$13.01	2,413
01/01/2010 to 12/31/2010	$13.01	$14.02	2,501
01/01/2011 to 12/31/2011	$14.02	$11.88	1,271
01/01/2012 to 12/31/2012	$11.88	$13.44	1,073
01/01/2013 to 12/31/2013	$13.44	$15.57	345
AST J.P. Morgan Global Thematic Portfolio
05/01/2009 to 12/31/2009	$10.04	$12.17	20,236
01/01/2010 to 12/31/2010	$12.17	$13.42	32,414
01/01/2011 to 12/31/2011	$13.42	$12.94	14,505
01/01/2012 to 12/31/2012	$12.94	$14.25	12,999
01/01/2013 to 12/31/2013	$14.25	$16.07	2,443
AST J.P. Morgan International Equity Portfolio formerly, AST JPMorgan International Equity Portfolio
05/01/2009 to 12/31/2009	$10.13	$13.50	6,659
01/01/2010 to 12/31/2010	$13.50	$14.02	15,984
01/01/2011 to 12/31/2011	$14.02	$12.35	3,646
01/01/2012 to 12/31/2012	$12.35	$14.60	4,897
01/01/2013 to 12/31/2013	$14.60	$16.33	2,837
AST J.P. Morgan Strategic Opportunities Portfolio
05/01/2009 to 12/31/2009	$10.08	$11.59	20,757
01/01/2010 to 12/31/2010	$11.59	$12.06	27,863
01/01/2011 to 12/31/2011	$12.06	$11.72	14,468
01/01/2012 to 12/31/2012	$11.72	$12.58	14,931
01/01/2013 to 12/31/2013	$12.58	$13.54	3,132
AST Jennison Large-Cap Growth Portfolio
11/16/2009* to 12/31/2009	$10.08	$10.27	0
01/01/2010 to 12/31/2010	$10.27	$11.09	692
01/01/2011 to 12/31/2011	$11.09	$10.82	502
01/01/2012 to 12/31/2012	$10.82	$12.08	5,202
01/01/2013 to 12/31/2013	$12.08	$15.99	3,955
AST Jennison Large-Cap Value Portfolio
11/16/2009* to 12/31/2009	$10.14	$10.28	0
01/01/2010 to 12/31/2010	$10.28	$11.34	916
01/01/2011 to 12/31/2011	$11.34	$10.34	252
01/01/2012 to 12/31/2012	$10.34	$11.36	289
01/01/2013 to 12/31/2013	$11.36	$14.47	201
AST Large-Cap Value Portfolio
05/01/2009 to 12/31/2009	$10.06	$12.65	573
01/01/2010 to 12/31/2010	$12.65	$13.88	14,237
01/01/2011 to 12/31/2011	$13.88	$12.89	2,571
01/01/2012 to 12/31/2012	$12.89	$14.61	3,452
01/01/2013 to 12/31/2013	$14.61	$19.81	2,533

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Loomis Sayles Large-Cap Growth Portfolio formerly, AST Marsico Capital Growth Portfolio
05/01/2009 to 12/31/2009	$10.01	$12.63	10,541
01/01/2010 to 12/31/2010	$12.63	$14.66	10,205
01/01/2011 to 12/31/2011	$14.66	$14.09	6,178
01/01/2012 to 12/31/2012	$14.09	$15.33	5,047
01/01/2013 to 12/31/2013	$15.33	$20.31	4,771
AST Lord Abbett Core Fixed Income Portfolio
05/01/2009 to 12/31/2009	$10.03	$12.00	1,494
01/01/2010 to 12/31/2010	$12.00	$13.20	5,460
01/01/2011 to 12/31/2011	$13.20	$14.10	3,371
01/01/2012 to 12/31/2012	$14.10	$14.48	3,340
01/01/2013 to 12/31/2013	$14.48	$13.76	550
AST MFS Global Equity Portfolio
05/01/2009 to 12/31/2009	$10.07	$13.28	9,929
01/01/2010 to 12/31/2010	$13.28	$14.42	7,763
01/01/2011 to 12/31/2011	$14.42	$13.54	3,117
01/01/2012 to 12/31/2012	$13.54	$16.16	6,301
01/01/2013 to 12/31/2013	$16.16	$20.00	2,669
AST MFS Growth Portfolio
05/01/2009 to 12/31/2009	$10.03	$12.07	12,013
01/01/2010 to 12/31/2010	$12.07	$13.20	19,094
01/01/2011 to 12/31/2011	$13.20	$12.72	5,650
01/01/2012 to 12/31/2012	$12.72	$14.44	12,520
01/01/2013 to 12/31/2013	$14.44	$19.14	7,446
AST MFS Large-Cap Value Portfolio
08/20/2012* to 12/31/2012	$10.00	$10.14	0
01/01/2013 to 12/31/2013	$10.14	$13.23	0
AST Mid-Cap Value Portfolio
05/01/2009 to 12/31/2009	$9.99	$13.14	12,399
01/01/2010 to 12/31/2010	$13.14	$15.75	8,558
01/01/2011 to 12/31/2011	$15.75	$14.74	4,926
01/01/2012 to 12/31/2012	$14.74	$16.92	5,226
01/01/2013 to 12/31/2013	$16.92	$21.73	2,453
AST Money Market Portfolio
05/01/2009 to 12/31/2009	$10.00	$9.80	61,155
01/01/2010 to 12/31/2010	$9.80	$9.50	66,807
01/01/2011 to 12/31/2011	$9.50	$9.22	22,753
01/01/2012 to 12/31/2012	$9.22	$8.94	21,654
01/01/2013 to 12/31/2013	$8.94	$8.66	38,219
AST Neuberger Berman / LSV Mid-Cap Value Portfolio
05/01/2009 to 12/31/2009	$10.13	$13.62	1,324
01/01/2010 to 12/31/2010	$13.62	$16.31	2,199
01/01/2011 to 12/31/2011	$16.31	$15.42	751
01/01/2012 to 12/31/2012	$15.42	$17.51	4,345
01/01/2013 to 12/31/2013	$17.51	$24.10	3,593
AST Neuberger Berman Core Bond Portfolio
10/31/2011* to 12/31/2011	$10.03	$10.05	0
01/01/2012 to 12/31/2012	$10.05	$10.21	454
01/01/2013 to 12/31/2013	$10.21	$9.62	0

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Neuberger Berman Mid-Cap Growth Portfolio
05/01/2009 to 12/31/2009	$9.98	$12.28	2,880
01/01/2010 to 12/31/2010	$12.28	$15.32	12,697
01/01/2011 to 12/31/2011	$15.32	$15.10	3,661
01/01/2012 to 12/31/2012	$15.10	$16.46	10,250
01/01/2013 to 12/31/2013	$16.46	$21.16	6,640
AST Neuberger Berman Small-Cap Growth Portfolio
05/01/2009 to 12/31/2009	$9.93	$11.99	1,364
01/01/2010 to 12/31/2010	$11.99	$13.98	13,027
01/01/2011 to 04/29/2011	$13.98	$15.60	0
AST New Discovery Asset Allocation Portfolio
04/30/2012* to 12/31/2012	$10.00	$10.22	17,403
01/01/2013 to 12/31/2013	$10.22	$11.79	12,005
AST Parametric Emerging Markets Equity Portfolio
05/01/2009 to 12/31/2009	$10.05	$14.70	544
01/01/2010 to 12/31/2010	$14.70	$17.42	8,655
01/01/2011 to 12/31/2011	$17.42	$13.47	3,004
01/01/2012 to 12/31/2012	$13.47	$15.40	3,488
01/01/2013 to 12/31/2013	$15.40	$14.96	966
AST PIMCO Limited Maturity Bond Portfolio
05/01/2009 to 12/31/2009	$9.99	$10.41	10,719
01/01/2010 to 12/31/2010	$10.41	$10.49	8,917
01/01/2011 to 12/31/2011	$10.49	$10.40	3,150
01/01/2012 to 12/31/2012	$10.40	$10.55	3,391
01/01/2013 to 12/31/2013	$10.55	$10.01	590
AST PIMCO Total Return Bond Portfolio
05/01/2009 to 12/31/2009	$9.98	$10.98	109,219
01/01/2010 to 12/31/2010	$10.98	$11.46	174,087
01/01/2011 to 12/31/2011	$11.46	$11.47	92,726
01/01/2012 to 12/31/2012	$11.47	$12.15	96,820
01/01/2013 to 12/31/2013	$12.15	$11.57	35,919
AST Preservation Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$10.02	$11.53	117,847
01/01/2010 to 12/31/2010	$11.53	$12.36	141,279
01/01/2011 to 12/31/2011	$12.36	$12.10	76,596
01/01/2012 to 12/31/2012	$12.10	$12.95	76,027
01/01/2013 to 12/31/2013	$12.95	$13.71	18,950
AST Prudential Core Bond Portfolio
10/31/2011* to 12/31/2011	$10.02	$10.05	193
01/01/2012 to 12/31/2012	$10.05	$10.43	85
01/01/2013 to 12/31/2013	$10.43	$9.88	0
AST Prudential Growth Allocation Portfolio formerly, AST First Trust Capital Appreciation Target Portfolio
05/01/2009 to 12/31/2009	$9.98	$12.07	33,032
01/01/2010 to 12/31/2010	$12.07	$13.93	76,341
01/01/2011 to 12/31/2011	$13.93	$12.67	31,690
01/01/2012 to 12/31/2012	$12.67	$13.87	41,291
01/01/2013 to 12/31/2013	$13.87	$15.74	17,345

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST QMA US Equity Alpha Portfolio
05/01/2009 to 12/31/2009	$10.08	$12.72	56
01/01/2010 to 12/31/2010	$12.72	$14.19	312
01/01/2011 to 12/31/2011	$14.19	$14.23	118
01/01/2012 to 12/31/2012	$14.23	$16.39	83
01/01/2013 to 12/31/2013	$16.39	$21.05	34
AST Quantitative Modeling Portfolio
05/02/2011* to 12/31/2011	$10.00	$8.81	0
01/01/2012 to 12/31/2012	$8.81	$9.67	0
01/01/2013 to 12/31/2013	$9.67	$11.47	0
AST RCM World Trends Portfolio formerly, AST CLS Moderate Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$10.04	$11.86	24,557
01/01/2010 to 12/31/2010	$11.86	$12.87	39,827
01/01/2011 to 12/31/2011	$12.87	$12.25	16,831
01/01/2012 to 12/31/2012	$12.25	$13.09	20,040
01/01/2013 to 12/31/2013	$13.09	$14.27	5,148
AST Schroders Global Tactical Portfolio
05/01/2009 to 12/31/2009	$10.05	$12.26	8,395
01/01/2010 to 12/31/2010	$12.26	$13.59	20,779
01/01/2011 to 12/31/2011	$13.59	$12.86	9,445
01/01/2012 to 12/31/2012	$12.86	$14.45	11,058
01/01/2013 to 12/31/2013	$14.45	$16.54	4,145
AST Schroders Multi-Asset World Strategies Portfolio
05/01/2009 to 12/31/2009	$10.08	$12.30	20,952
01/01/2010 to 12/31/2010	$12.30	$13.34	37,585
01/01/2011 to 12/31/2011	$13.34	$12.49	18,344
01/01/2012 to 12/31/2012	$12.49	$13.46	17,149
01/01/2013 to 12/31/2013	$13.46	$14.93	6,711
AST Small-Cap Growth Portfolio
05/01/2009 to 12/31/2009	$10.01	$13.05	1,009
01/01/2010 to 12/31/2010	$13.05	$17.25	4,684
01/01/2011 to 12/31/2011	$17.25	$16.57	1,545
01/01/2012 to 12/31/2012	$16.57	$18.01	4,955
01/01/2013 to 12/31/2013	$18.01	$23.61	3,505
AST Small-Cap Value Portfolio
05/01/2009 to 12/31/2009	$9.98	$12.85	758
01/01/2010 to 12/31/2010	$12.85	$15.70	9,508
01/01/2011 to 12/31/2011	$15.70	$14.31	2,394
01/01/2012 to 12/31/2012	$14.31	$16.40	3,290
01/01/2013 to 12/31/2013	$16.40	$21.84	2,171
AST T. Rowe Price Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$10.04	$12.06	43,885
01/01/2010 to 12/31/2010	$12.06	$13.05	45,724
01/01/2011 to 12/31/2011	$13.05	$12.90	20,735
01/01/2012 to 12/31/2012	$12.90	$14.19	29,389
01/01/2013 to 12/31/2013	$14.19	$16.08	15,266
AST T. Rowe Price Equity Income Portfolio
05/01/2009 to 12/31/2009	$10.10	$12.82	240
01/01/2010 to 12/31/2010	$12.82	$14.07	187
01/01/2011 to 12/31/2011	$14.07	$13.42	1,337
01/01/2012 to 12/31/2012	$13.42	$15.25	120
01/01/2013 to 12/31/2013	$15.25	$19.18	429

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST T. Rowe Price Large-Cap Growth Portfolio
05/01/2009 to 12/31/2009	$9.99	$13.07	5,649
01/01/2010 to 12/31/2010	$13.07	$14.68	16,473
01/01/2011 to 12/31/2011	$14.68	$13.99	4,943
01/01/2012 to 12/31/2012	$13.99	$15.95	7,580
01/01/2013 to 12/31/2013	$15.95	$22.27	3,641
AST T. Rowe Price Natural Resources Portfolio
05/01/2009 to 12/31/2009	$10.30	$13.66	22,188
01/01/2010 to 12/31/2010	$13.66	$15.96	33,585
01/01/2011 to 12/31/2011	$15.96	$13.16	12,364
01/01/2012 to 12/31/2012	$13.16	$13.22	17,404
01/01/2013 to 12/31/2013	$13.22	$14.79	7,649
AST Templeton Global Bond Portfolio formerly, AST T. Rowe Price Global Bond Portfolio
05/01/2009 to 12/31/2009	$10.02	$11.03	7,216
01/01/2010 to 12/31/2010	$11.03	$11.31	13,161
01/01/2011 to 12/31/2011	$11.31	$11.42	8,552
01/01/2012 to 12/31/2012	$11.42	$11.65	8,562
01/01/2013 to 12/31/2013	$11.65	$10.87	953
AST Wellington Management Hedged Equity Portfolio
05/01/2009 to 12/31/2009	$10.06	$12.68	35,658
01/01/2010 to 12/31/2010	$12.68	$14.09	29,905
01/01/2011 to 12/31/2011	$14.09	$13.19	9,998
01/01/2012 to 12/31/2012	$13.19	$14.19	18,422
01/01/2013 to 12/31/2013	$14.19	$16.58	11,668
AST Western Asset Core Plus Bond Portfolio
05/01/2009 to 12/31/2009	$9.99	$10.68	608
01/01/2010 to 12/31/2010	$10.68	$11.17	8,009
01/01/2011 to 12/31/2011	$11.17	$11.48	2,004
01/01/2012 to 12/31/2012	$11.48	$12.00	4,104
01/01/2013 to 12/31/2013	$12.00	$11.46	1,345
Evergreen VA Growth Fund
05/01/2009 to 12/31/2009	$10.04	$12.55	0
01/01/2010 to 07/16/2010	$12.55	$12.19	0
Evergreen VA International Equity Fund
05/01/2009 to 12/31/2009	$10.05	$12.65	96
01/01/2010 to 07/16/2010	$12.65	$11.93	0
Evergreen VA Omega Fund
05/01/2009 to 12/31/2009	$9.89	$12.76	471
01/01/2010 to 07/16/2010	$12.76	$11.82	0
First Trust Target Focus Four Portfolio
05/01/2009 to 12/31/2009	$10.10	$13.19	0
01/01/2010 to 12/31/2010	$13.19	$15.21	400
01/01/2011 to 12/31/2011	$15.21	$13.14	113
01/01/2012 to 12/31/2012	$13.14	$14.50	127
01/01/2013 to 12/31/2013	$14.50	$18.43	0
Franklin Templeton VIP Founding Funds Allocation Fund
05/01/2009 to 12/31/2009	$10.07	$12.74	43,424
01/01/2010 to 12/31/2010	$12.74	$13.62	109,519
01/01/2011 to 12/31/2011	$13.62	$12.98	50,893
01/01/2012 to 09/21/2012	$12.98	$14.39	0

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
Global Dividend Target 15 Portfolio
05/01/2009 to 12/31/2009	$10.06	$14.39	685
01/01/2010 to 12/31/2010	$14.39	$15.31	1,333
01/01/2011 to 12/31/2011	$15.31	$13.73	657
01/01/2012 to 12/31/2012	$13.73	$16.69	812
01/01/2013 to 12/31/2013	$16.69	$18.50	52
Invesco V.I. Capital Development Fund – Series I
04/29/2011* to 12/31/2011	$10.03	$8.09	380
01/01/2012 to 04/27/2012	$8.09	$9.13	0
Invesco V.I. Diversified Dividend Fund – Series I
04/29/2011* to 12/31/2011	$9.99	$9.03	981
01/01/2012 to 12/31/2012	$9.03	$10.40	1,301
01/01/2013 to 12/31/2013	$10.40	$13.21	478
Invesco V.I. Dynamics Fund – Series I
05/01/2009 to 12/31/2009	$10.04	$13.06	637
01/01/2010 to 12/31/2010	$13.06	$15.68	576
01/01/2011 to 04/29/2011	$15.68	$17.38	0
Invesco V.I. Financial Services Fund – Series I
05/01/2009 to 12/31/2009	$10.00	$13.90	2,477
01/01/2010 to 12/31/2010	$13.90	$14.86	1,798
01/01/2011 to 04/29/2011	$14.86	$15.61	0
Invesco V.I. Global Health Care Fund – Series I
05/01/2009 to 12/31/2009	$9.95	$12.67	410
01/01/2010 to 12/31/2010	$12.67	$12.93	1,135
01/01/2011 to 12/31/2011	$12.93	$13.03	509
01/01/2012 to 12/31/2012	$13.03	$15.28	646
01/01/2013 to 12/31/2013	$15.28	$20.81	58
Invesco V.I. Mid Cap Growth Portfolio, Series I formerly, Invesco Van Kampen V.I. Mid Cap Growth Fund – Series I
04/27/2012* to 12/31/2012	$10.05	$9.67	486
01/01/2013 to 12/31/2013	$9.67	$12.85	147
NVIT Developing Markets Fund
05/01/2009 to 12/31/2009	$10.12	$14.41	3,106
01/01/2010 to 12/31/2010	$14.41	$16.23	2,867
01/01/2011 to 12/31/2011	$16.23	$12.21	701
01/01/2012 to 12/31/2012	$12.21	$13.82	674
01/01/2013 to 12/31/2013	$13.82	$13.40	15
ProFund VP Asia 30
05/01/2009 to 12/31/2009	$10.20	$13.92	0
01/01/2010 to 12/31/2010	$13.92	$15.37	0
01/01/2011 to 12/31/2011	$15.37	$10.88	0
01/01/2012 to 12/31/2012	$10.88	$12.18	0
01/01/2013 to 12/31/2013	$12.18	$13.58	0
ProFund VP Banks
05/01/2009 to 12/31/2009	$9.77	$12.43	0
01/01/2010 to 12/31/2010	$12.43	$13.05	0
01/01/2011 to 12/31/2011	$13.05	$9.27	0
01/01/2012 to 12/31/2012	$9.27	$11.99	0
01/01/2013 to 12/31/2013	$11.99	$15.51	0

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
ProFund VP Basic Materials
05/01/2009 to 12/31/2009	$10.15	$14.20	347
01/01/2010 to 12/31/2010	$14.20	$17.86	463
01/01/2011 to 12/31/2011	$17.86	$14.52	0
01/01/2012 to 12/31/2012	$14.52	$15.27	0
01/01/2013 to 12/31/2013	$15.27	$17.53	0
ProFund VP Bear
05/01/2009 to 12/31/2009	$9.94	$7.28	1,686
01/01/2010 to 12/31/2010	$7.28	$5.80	7,621
01/01/2011 to 12/31/2011	$5.80	$5.13	1,565
01/01/2012 to 12/31/2012	$5.13	$4.14	1,206
01/01/2013 to 12/31/2013	$4.14	$2.95	0
ProFund VP Bull
05/01/2009 to 12/31/2009	$10.05	$12.58	0
01/01/2010 to 12/31/2010	$12.58	$13.74	0
01/01/2011 to 12/31/2011	$13.74	$13.32	0
01/01/2012 to 12/31/2012	$13.32	$14.70	0
01/01/2013 to 12/31/2013	$14.70	$18.50	0
ProFund VP Consumer Goods Portfolio
05/01/2009 to 12/31/2009	$10.03	$12.49	0
01/01/2010 to 12/31/2010	$12.49	$14.21	391
01/01/2011 to 12/31/2011	$14.21	$14.73	0
01/01/2012 to 12/31/2012	$14.73	$15.83	0
01/01/2013 to 12/31/2013	$15.83	$19.72	0
ProFund VP Consumer Services
05/01/2009 to 12/31/2009	$9.95	$12.22	0
01/01/2010 to 12/31/2010	$12.22	$14.39	399
01/01/2011 to 12/31/2011	$14.39	$14.72	0
01/01/2012 to 12/31/2012	$14.72	$17.42	0
01/01/2013 to 12/31/2013	$17.42	$23.62	0
ProFund VP Europe 30
05/01/2009 to 12/31/2009	$10.15	$13.55	0
01/01/2010 to 12/31/2010	$13.55	$13.48	0
01/01/2011 to 12/31/2011	$13.48	$11.91	0
01/01/2012 to 12/31/2012	$11.91	$13.46	0
01/01/2013 to 12/31/2013	$13.46	$15.87	0
ProFund VP Financials
05/01/2009 to 12/31/2009	$9.83	$12.79	834
01/01/2010 to 12/31/2010	$12.79	$13.76	685
01/01/2011 to 12/31/2011	$13.76	$11.50	115
01/01/2012 to 12/31/2012	$11.50	$13.90	179
01/01/2013 to 12/31/2013	$13.90	$17.80	20
ProFund VP Health Care
05/01/2009 to 12/31/2009	$9.98	$12.70	0
01/01/2010 to 12/31/2010	$12.70	$12.66	0
01/01/2011 to 12/31/2011	$12.66	$13.52	0
01/01/2012 to 12/31/2012	$13.52	$15.39	0
01/01/2013 to 12/31/2013	$15.39	$20.85	0

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
ProFund VP Industrials
05/01/2009 to 12/31/2009	$10.11	$12.70	0
01/01/2010 to 12/31/2010	$12.70	$15.23	0
01/01/2011 to 12/31/2011	$15.23	$14.50	0
01/01/2012 to 12/31/2012	$14.50	$16.28	0
01/01/2013 to 12/31/2013	$16.28	$21.82	0
ProFund VP Japan
05/01/2009 to 12/31/2009	$10.22	$11.29	0
01/01/2010 to 12/31/2010	$11.29	$10.23	0
01/01/2011 to 12/31/2011	$10.23	$8.08	0
01/01/2012 to 12/31/2012	$8.08	$9.63	0
01/01/2013 to 12/31/2013	$9.63	$13.84	0
ProFund VP Large-Cap Growth
05/01/2009 to 12/31/2009	$10.07	$12.56	0
01/01/2010 to 12/31/2010	$12.56	$13.78	0
01/01/2011 to 12/31/2011	$13.78	$13.78	0
01/01/2012 to 12/31/2012	$13.78	$15.06	0
01/01/2013 to 12/31/2013	$15.06	$19.08	0
ProFund VP Large-Cap Value
05/01/2009 to 12/31/2009	$10.03	$12.61	1,267
01/01/2010 to 12/31/2010	$12.61	$13.81	699
01/01/2011 to 12/31/2011	$13.81	$13.21	66
01/01/2012 to 12/31/2012	$13.21	$14.79	87
01/01/2013 to 12/31/2013	$14.79	$18.62	0
ProFund VP Mid-Cap Growth
05/01/2009 to 12/31/2009	$9.99	$12.58	1,273
01/01/2010 to 12/31/2010	$12.58	$15.66	702
01/01/2011 to 12/31/2011	$15.66	$14.75	66
01/01/2012 to 12/31/2012	$14.75	$16.50	88
01/01/2013 to 12/31/2013	$16.50	$20.88	0
ProFund VP Mid-Cap Value
05/01/2009 to 12/31/2009	$9.92	$12.68	0
01/01/2010 to 12/31/2010	$12.68	$14.81	0
01/01/2011 to 12/31/2011	$14.81	$13.80	0
01/01/2012 to 12/31/2012	$13.80	$15.59	0
01/01/2013 to 12/31/2013	$15.59	$19.98	0
ProFund VP NASDAQ-100
05/01/2009 to 12/31/2009	$10.01	$12.96	0
01/01/2010 to 12/31/2010	$12.96	$14.86	0
01/01/2011 to 12/31/2011	$14.86	$14.62	0
01/01/2012 to 12/31/2012	$14.62	$16.47	0
01/01/2013 to 12/31/2013	$16.47	$21.45	0
ProFund VP Oil & Gas
05/01/2009 to 12/31/2009	$10.30	$11.85	404
01/01/2010 to 12/31/2010	$11.85	$13.53	340
01/01/2011 to 12/31/2011	$13.53	$13.42	115
01/01/2012 to 12/31/2012	$13.42	$13.38	133
01/01/2013 to 12/31/2013	$13.38	$16.10	36

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
ProFund VP Pharmaceuticals
05/01/2009 to 12/31/2009	$10.02	$13.00	0
01/01/2010 to 12/31/2010	$13.00	$12.67	0
01/01/2011 to 12/31/2011	$12.67	$14.26	0
01/01/2012 to 12/31/2012	$14.26	$15.47	0
01/01/2013 to 12/31/2013	$15.47	$19.74	0
ProFund VP Precious Metals
05/01/2009 to 12/31/2009	$10.01	$13.59	0
01/01/2010 to 12/31/2010	$13.59	$17.51	0
01/01/2011 to 12/31/2011	$17.51	$13.72	0
01/01/2012 to 12/31/2012	$13.72	$11.36	0
01/01/2013 to 12/31/2013	$11.36	$6.84	0
ProFund VP Real Estate
05/01/2009 to 12/31/2009	$9.62	$13.94	0
01/01/2010 to 12/31/2010	$13.94	$16.85	40
01/01/2011 to 12/31/2011	$16.85	$17.11	0
01/01/2012 to 12/31/2012	$17.11	$19.44	0
01/01/2013 to 12/31/2013	$19.44	$18.86	0
ProFund VP Rising Rates Opportunity
05/01/2009 to 12/31/2009	$10.11	$10.16	2,366
01/01/2010 to 12/31/2010	$10.16	$8.27	7,909
01/01/2011 to 12/31/2011	$8.27	$5.01	1,557
01/01/2012 to 12/31/2012	$5.01	$4.52	1,288
01/01/2013 to 12/31/2013	$4.52	$5.11	22
ProFund VP Short NASDAQ-100
05/01/2009 to 12/31/2009	$9.99	$7.05	0
01/01/2010 to 12/31/2010	$7.05	$5.39	0
01/01/2011 to 12/31/2011	$5.39	$4.68	0
01/01/2012 to 12/31/2012	$4.68	$3.68	0
01/01/2013 to 12/31/2013	$3.68	$2.52	0
ProFund VP Small-Cap Growth
05/01/2009 to 12/31/2009	$10.01	$12.50	0
01/01/2010 to 12/31/2010	$12.50	$15.24	28
01/01/2011 to 12/31/2011	$15.24	$14.96	0
01/01/2012 to 12/31/2012	$14.96	$16.32	0
01/01/2013 to 12/31/2013	$16.32	$22.21	0
ProFund VP Small-Cap Value
05/01/2009 to 12/31/2009	$9.96	$12.32	1,307
01/01/2010 to 12/31/2010	$12.32	$14.59	721
01/01/2011 to 12/31/2011	$14.59	$13.56	68
01/01/2012 to 12/31/2012	$13.56	$15.27	90
01/01/2013 to 12/31/2013	$15.27	$20.39	0
ProFund VP Telecommunications
05/01/2009 to 12/31/2009	$10.15	$10.95	1,469
01/01/2010 to 12/31/2010	$10.95	$12.28	966
01/01/2011 to 12/31/2011	$12.28	$12.13	120
01/01/2012 to 12/31/2012	$12.13	$13.70	174
01/01/2013 to 12/31/2013	$13.70	$14.89	14

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
ProFund VP U.S. Government Plus
05/01/2009 to 12/31/2009	$9.89	$8.85	1,341
01/01/2010 to 12/31/2010	$8.85	$9.44	156
01/01/2011 to 12/31/2011	$9.44	$13.14	0
01/01/2012 to 12/31/2012	$13.14	$12.86	0
01/01/2013 to 12/31/2013	$12.86	$10.09	0
ProFund VP UltraMid-Cap
05/01/2009 to 12/31/2009	$9.94	$15.92	0
01/01/2010 to 12/31/2010	$15.92	$23.11	0
01/01/2011 to 12/31/2011	$23.11	$19.35	0
01/01/2012 to 12/31/2012	$19.35	$24.85	0
01/01/2013 to 12/31/2013	$24.85	$41.10	0
ProFund VP Utilities
05/01/2009 to 12/31/2009	$10.23	$12.17	875
01/01/2010 to 12/31/2010	$12.17	$12.50	483
01/01/2011 to 12/31/2011	$12.50	$14.25	45
01/01/2012 to 12/31/2012	$14.25	$13.83	60
01/01/2013 to 12/31/2013	$13.83	$15.19	0
Prudential SP International Growth Portfolio
05/01/2009 to 12/31/2009	$10.14	$13.32	0
01/01/2010 to 12/31/2010	$13.32	$14.72	0
01/01/2011 to 12/31/2011	$14.72	$12.14	0
01/01/2012 to 12/31/2012	$12.14	$14.41	0
01/01/2013 to 12/31/2013	$14.41	$16.61	0
S&P Target 24 Portfolio
05/01/2009 to 12/31/2009	$10.00	$11.93	0
01/01/2010 to 12/31/2010	$11.93	$13.80	316
01/01/2011 to 12/31/2011	$13.80	$14.53	56
01/01/2012 to 12/31/2012	$14.53	$15.41	76
01/01/2013 to 12/31/2013	$15.41	$21.24	0
Target Managed VIP Portfolio
05/01/2009 to 12/31/2009	$10.00	$12.22	0
01/01/2010 to 12/31/2010	$12.22	$14.12	0
01/01/2011 to 12/31/2011	$14.12	$13.46	0
01/01/2012 to 12/31/2012	$13.46	$14.75	0
01/01/2013 to 12/31/2013	$14.75	$19.41	0
The DOW DART 10 Portfolio
05/01/2009 to 12/31/2009	$10.14	$13.21	0
01/01/2010 to 12/31/2010	$13.21	$14.95	449
01/01/2011 to 12/31/2011	$14.95	$15.62	96
01/01/2012 to 12/31/2012	$15.62	$16.77	131
01/01/2013 to 12/31/2013	$16.77	$21.27	0
The DOW Target Dividend Portfolio
05/01/2009 to 12/31/2009	$10.05	$13.63	0
01/01/2010 to 12/31/2010	$13.63	$15.39	0
01/01/2011 to 12/31/2011	$15.39	$15.82	0
01/01/2012 to 12/31/2012	$15.82	$16.19	0
01/01/2013 to 12/31/2013	$16.19	$20.12	0
Wells Fargo Advantage VT Equity Income
05/01/2009 to 12/31/2009	$10.09	$12.19	329
01/01/2010 to 07/16/2010	$12.19	$11.63	0

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
Wells Fargo Advantage VT International Equity Portfolio Share Class 1
07/16/2010* to 12/31/2010	$11.94	$14.34	0
01/01/2011 to 12/31/2011	$14.34	$12.13	0
01/01/2012 to 12/31/2012	$12.13	$13.37	0
01/01/2013 to 12/31/2013	$13.37	$15.54	0
Wells Fargo Advantage VT Intrinsic Value Portfolio Share Class 2
07/16/2010* to 12/31/2010	$11.63	$13.46	282
01/01/2011 to 12/31/2011	$13.46	$12.77	122
01/01/2012 to 12/31/2012	$12.77	$14.79	154
01/01/2013 to 12/31/2013	$14.79	$18.68	45
Wells Fargo Advantage VT Omega Growth Portfolio Share Class 1
07/16/2010* to 12/31/2010	$11.82	$14.81	0
01/01/2011 to 12/31/2011	$14.81	$13.59	0
01/01/2012 to 12/31/2012	$13.59	$15.91	0
01/01/2013 to 12/31/2013	$15.91	$21.63	0
Wells Fargo Advantage VT Small Cap Growth Portfolio Share Class 1
07/16/2010* to 12/31/2010	$9.59	$12.17	0
01/01/2011 to 12/31/2011	$12.17	$11.28	0
01/01/2012 to 12/31/2012	$11.28	$11.83	0
01/01/2013 to 12/31/2013	$11.83	$17.26	0

*	Denotes the start date of these sub-accounts

ASXT SIX

Prudential Annuities Life Assurance Corporation

Prospectus

ACCUMULATION UNIT VALUES: With No Optional Benefits (1.65%)

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
ACCESS VP High Yield Fund
05/02/2005* to 12/31/2005	$10.00	$10.56	899,139
01/01/2006 to 12/31/2006	$10.56	$11.38	1,207,864
01/01/2007 to 12/31/2007	$11.38	$11.78	898,024
01/01/2008 to 12/31/2008	$11.78	$11.04	901,901
01/01/2009 to 12/31/2009	$11.04	$12.70	686,444
01/01/2010 to 12/31/2010	$12.70	$14.53	627,620
01/01/2011 to 12/31/2011	$14.53	$14.69	1,447,058
01/01/2012 to 12/31/2012	$14.69	$16.48	880,304
01/01/2013 to 12/31/2013	$16.48	$17.84	528,834

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Academic Strategies Asset Allocation Portfolio
12/05/2005* to 12/31/2005	$10.00	$10.02	2,726,484
01/01/2006 to 12/31/2006	$10.02	$11.01	21,829,919
01/01/2007 to 12/31/2007	$11.01	$11.83	30,616,578
01/01/2008 to 12/31/2008	$11.83	$7.93	35,995,508
01/01/2009 to 12/31/2009	$7.93	$9.70	107,441,591
01/01/2010 to 12/31/2010	$9.70	$10.68	133,580,486
01/01/2011 to 12/31/2011	$10.68	$10.22	102,346,558
01/01/2012 to 12/31/2012	$10.22	$11.32	108,178,074
01/01/2013 to 12/31/2013	$11.32	$12.24	100,174,797
AST Advanced Strategies Portfolio
03/20/2006* to 12/31/2006	$10.00	$10.66	5,258,474
01/01/2007 to 12/31/2007	$10.66	$11.48	8,525,849
01/01/2008 to 12/31/2008	$11.48	$7.93	16,229,117
01/01/2009 to 12/31/2009	$7.93	$9.84	54,720,347
01/01/2010 to 12/31/2010	$9.84	$11.00	68,974,007
01/01/2011 to 12/31/2011	$11.00	$10.83	55,424,347
01/01/2012 to 12/31/2012	$10.83	$12.11	63,361,367
01/01/2013 to 12/31/2013	$12.11	$13.88	63,758,948
AST Alger All-Cap Growth Portfolio
01/01/2004 to 12/31/2004	$9.07	$9.67	1,798,457
01/01/2005 to 12/02/2005	$9.67	$11.10	0
AST AllianceBernstein Growth + Value Portfolio
01/01/2004 to 12/31/2004	$9.91	$10.72	1,620,391
01/01/2005 to 12/02/2005	$10.72	$11.86	0
AST American Century Income & Growth Portfolio
01/01/2004 to 12/31/2004	$10.45	$11.57	4,670,846
01/01/2005 to 12/31/2005	$11.57	$11.90	4,205,656
01/01/2006 to 12/31/2006	$11.90	$13.68	3,984,557
01/01/2007 to 12/31/2007	$13.68	$13.44	3,435,528
01/01/2008 to 12/31/2008	$13.44	$8.62	2,803,150
01/01/2009 to 12/31/2009	$8.62	$9.99	4,930,435
01/01/2010 to 12/31/2010	$9.99	$11.18	6,178,407
01/01/2011 to 12/31/2011	$11.18	$11.39	5,937,210
01/01/2012 to 05/04/2012	$11.39	$12.38	0
AST AQR Emerging Markets Equity Portfolio
02/25/2013* to 12/31/2013	$10.00	$10.10	48,359
AST AQR Large-Cap Portfolio
04/29/2013* to 12/31/2013	$10.00	$11.64	58,666
AST Balanced Asset Allocation Portfolio
12/05/2005* to 12/31/2005	$10.00	$10.03	685,724
01/01/2006 to 12/31/2006	$10.03	$10.90	7,315,279
01/01/2007 to 12/31/2007	$10.90	$11.70	12,873,620
01/01/2008 to 12/31/2008	$11.70	$8.20	24,018,186
01/01/2009 to 12/31/2009	$8.20	$9.95	97,458,970
01/01/2010 to 12/31/2010	$9.95	$10.99	124,066,065
01/01/2011 to 12/31/2011	$10.99	$10.67	99,522,684
01/01/2012 to 12/31/2012	$10.67	$11.81	107,656,583
01/01/2013 to 12/31/2013	$11.81	$13.66	103,827,389
AST BlackRock Global Strategies Portfolio
05/02/2011* to 12/31/2011	$10.00	$9.17	2,940,794
01/01/2012 to 12/31/2012	$9.17	$10.09	4,644,573
01/01/2013 to 12/31/2013	$10.09	$11.00	5,783,459

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST BlackRock iShares ETF Portfolio
04/29/2013* to 12/31/2013	$10.00	$10.50	872,802
AST Capital Growth Asset Allocation Portfolio
12/05/2005* to 12/31/2005	$10.00	$10.01	2,586,013
01/01/2006 to 12/31/2006	$10.01	$11.19	23,048,850
01/01/2007 to 12/31/2007	$11.19	$12.07	31,465,957
01/01/2008 to 12/31/2008	$12.07	$7.73	32,624,883
01/01/2009 to 12/31/2009	$7.73	$9.52	118,425,926
01/01/2010 to 12/31/2010	$9.52	$10.62	141,306,019
01/01/2011 to 12/31/2011	$10.62	$10.19	100,099,910
01/01/2012 to 12/31/2012	$10.19	$11.40	113,717,767
01/01/2013 to 12/31/2013	$11.40	$13.75	125,316,122
AST ClearBridge Dividend Growth Portfolio formerly, AST Clearbridge Dividend Growth Portfolio
02/25/2013* to 12/31/2013	$10.00	$11.66	342,569
AST Cohen & Steers Realty Portfolio
01/01/2004 to 12/31/2004	$13.63	$18.49	4,080,179
01/01/2005 to 12/31/2005	$18.49	$20.88	3,749,124
01/01/2006 to 12/31/2006	$20.88	$28.08	3,925,105
01/01/2007 to 12/31/2007	$28.08	$22.11	2,254,421
01/01/2008 to 12/31/2008	$22.11	$14.12	1,741,032
01/01/2009 to 12/31/2009	$14.12	$18.32	2,154,565
01/01/2010 to 12/31/2010	$18.32	$23.19	2,674,245
01/01/2011 to 12/31/2011	$23.19	$24.31	2,210,944
01/01/2012 to 12/31/2012	$24.31	$27.58	2,291,954
01/01/2013 to 12/31/2013	$27.58	$27.98	2,083,185
AST DeAm Small-Cap Value Portfolio
01/01/2004 to 12/31/2004	$10.81	$12.99	2,143,020
01/01/2005 to 12/31/2005	$12.99	$12.92	2,106,236
01/01/2006 to 12/31/2006	$12.92	$15.25	1,874,276
01/01/2007 to 12/31/2007	$15.25	$12.33	1,578,237
01/01/2008 to 07/18/2008	$12.33	$11.30	0
AST Defensive Asset Allocation Portfolio
04/29/2013* to 12/31/2013	$10.00	$9.69	1,906,618
AST Federated Aggressive Growth Portfolio
01/01/2004 to 12/31/2004	$12.74	$15.42	4,808,453
01/01/2005 to 12/31/2005	$15.42	$16.60	5,464,855
01/01/2006 to 12/31/2006	$16.60	$18.43	4,641,175
01/01/2007 to 12/31/2007	$18.43	$20.16	4,026,646
01/01/2008 to 12/31/2008	$20.16	$11.08	2,977,983
01/01/2009 to 12/31/2009	$11.08	$14.46	3,702,808
01/01/2010 to 12/31/2010	$14.46	$18.85	4,200,876
01/01/2011 to 12/31/2011	$18.85	$16.11	4,029,967
01/01/2012 to 12/31/2012	$16.11	$19.02	3,987,156
01/01/2013 to 12/31/2013	$19.02	$26.34	3,589,232
AST FI Pyramis® Asset Allocation Portfolio
11/19/2007* to 12/31/2007	$10.00	$10.00	50,892
01/01/2008 to 12/31/2008	$10.00	$7.16	2,156,002
01/01/2009 to 12/31/2009	$7.16	$8.54	18,482,649
01/01/2010 to 12/31/2010	$8.54	$9.51	20,766,873
01/01/2011 to 12/31/2011	$9.51	$9.13	15,624,739
01/01/2012 to 12/31/2012	$9.13	$10.20	18,821,366
01/01/2013 to 12/31/2013	$10.20	$11.96	23,114,459

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST First Trust Balanced Target Portfolio
03/20/2006* to 12/31/2006	$10.00	$10.58	3,781,525
01/01/2007 to 12/31/2007	$10.58	$11.30	7,801,920
01/01/2008 to 12/31/2008	$11.30	$7.28	13,486,356
01/01/2009 to 12/31/2009	$7.28	$8.87	54,387,061
01/01/2010 to 12/31/2010	$8.87	$9.97	68,927,498
01/01/2011 to 12/31/2011	$9.97	$9.66	53,951,634
01/01/2012 to 12/31/2012	$9.66	$10.51	57,684,295
01/01/2013 to 12/31/2013	$10.51	$11.86	55,226,008
AST Focus Four Plus Portfolio
07/21/2008* to 12/31/2008	$10.00	$7.47	1,469,632
01/01/2009 to 11/13/2009	$7.47	$8.36	0
AST Franklin Templeton Founding Funds Allocation Portfolio
04/30/2012* to 12/31/2012	$10.00	$10.75	58,178,008
01/01/2013 to 12/31/2013	$10.75	$13.16	59,310,001
AST Franklin Templeton Founding Funds Plus Portfolio
04/29/2013* to 12/31/2013	$10.00	$10.82	5,741,090
AST Global Real Estate Portfolio
07/21/2008* to 12/31/2008	$10.18	$6.11	100,170
01/01/2009 to 12/31/2009	$6.11	$8.12	1,148,210
01/01/2010 to 12/31/2010	$8.12	$9.60	2,343,259
01/01/2011 to 12/31/2011	$9.60	$8.97	1,365,221
01/01/2012 to 12/31/2012	$8.97	$11.18	1,941,296
01/01/2013 to 12/31/2013	$11.18	$11.48	2,026,740
AST Goldman Sachs Concentrated Growth Portfolio
01/01/2004 to 12/31/2004	$9.45	$9.64	2,785,100
01/01/2005 to 12/31/2005	$9.64	$9.80	2,531,901
01/01/2006 to 12/31/2006	$9.80	$10.60	2,498,654
01/01/2007 to 12/31/2007	$10.60	$11.88	2,806,534
01/01/2008 to 12/31/2008	$11.88	$6.98	1,877,493
01/01/2009 to 12/31/2009	$6.98	$10.25	5,358,114
01/01/2010 to 12/31/2010	$10.25	$11.12	5,307,161
01/01/2011 to 12/31/2011	$11.12	$10.51	3,678,070
01/01/2012 to 12/31/2012	$10.51	$12.37	3,859,929
01/01/2013 to 12/31/2013	$12.37	$15.79	4,053,712
AST Goldman Sachs Large-Cap Value Portfolio
01/01/2004 to 12/31/2004	$10.50	$11.46	25,850,506
01/01/2005 to 12/31/2005	$11.46	$11.81	31,190,346
01/01/2006 to 12/31/2006	$11.81	$13.62	23,350,650
01/01/2007 to 12/31/2007	$13.62	$14.08	19,997,748
01/01/2008 to 12/31/2008	$14.08	$8.22	14,384,005
01/01/2009 to 12/31/2009	$8.22	$9.63	15,821,358
01/01/2010 to 12/31/2010	$9.63	$10.69	15,820,580
01/01/2011 to 12/31/2011	$10.69	$9.94	12,948,030
01/01/2012 to 12/31/2012	$9.94	$11.69	10,758,682
01/01/2013 to 12/31/2013	$11.69	$15.36	8,989,436

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Goldman Sachs Mid-Cap Growth Portfolio
01/01/2004 to 12/31/2004	$10.31	$11.80	4,375,813
01/01/2005 to 12/31/2005	$11.80	$12.16	5,391,424
01/01/2006 to 12/31/2006	$12.16	$12.71	4,189,111
01/01/2007 to 12/31/2007	$12.71	$14.92	3,918,725
01/01/2008 to 12/31/2008	$14.92	$8.69	2,808,881
01/01/2009 to 12/31/2009	$8.69	$13.42	5,868,356
01/01/2010 to 12/31/2010	$13.42	$15.82	6,728,348
01/01/2011 to 12/31/2011	$15.82	$15.10	4,560,864
01/01/2012 to 12/31/2012	$15.10	$17.76	4,904,077
01/01/2013 to 12/31/2013	$17.76	$23.09	5,099,534
AST Goldman Sachs Multi-Asset Portfolio formerly, AST Horizon Moderate Asset Allocation Portfolio
11/19/2007* to 12/31/2007	$10.00	$10.17	39,143
01/01/2008 to 12/31/2008	$10.17	$7.58	3,825,075
01/01/2009 to 12/31/2009	$7.58	$9.20	36,241,046
01/01/2010 to 12/31/2010	$9.20	$10.10	50,682,089
01/01/2011 to 12/31/2011	$10.10	$9.88	43,785,652
01/01/2012 to 12/31/2012	$9.88	$10.70	45,432,815
01/01/2013 to 12/31/2013	$10.70	$11.56	40,182,442
AST Goldman Sachs Small-Cap Value Portfolio
01/01/2004 to 12/31/2004	$12.85	$15.19	1,541,896
01/01/2005 to 12/31/2005	$15.19	$15.68	1,243,642
01/01/2006 to 12/31/2006	$15.68	$18.08	1,000,596
01/01/2007 to 12/31/2007	$18.08	$16.87	758,170
01/01/2008 to 12/31/2008	$16.87	$12.17	667,006
01/01/2009 to 12/31/2009	$12.17	$15.19	2,182,014
01/01/2010 to 12/31/2010	$15.19	$18.93	3,471,178
01/01/2011 to 12/31/2011	$18.93	$18.86	2,549,765
01/01/2012 to 12/31/2012	$18.86	$21.46	2,633,520
01/01/2013 to 12/31/2013	$21.46	$29.30	3,094,420
AST Herndon Large-Cap Value Portfolio formerly, AST BlackRock Value Portfolio
01/01/2004 to 12/31/2004	$10.78	$12.53	2,351,197
01/01/2005 to 12/31/2005	$12.53	$13.47	2,585,881
01/01/2006 to 12/31/2006	$13.47	$16.13	4,397,725
01/01/2007 to 12/31/2007	$16.13	$16.05	3,751,417
01/01/2008 to 12/31/2008	$16.05	$9.90	2,589,179
01/01/2009 to 12/31/2009	$9.90	$11.51	3,294,871
01/01/2010 to 12/31/2010	$11.51	$12.73	3,942,580
01/01/2011 to 12/31/2011	$12.73	$12.46	3,528,509
01/01/2012 to 12/31/2012	$12.46	$13.89	3,502,241
01/01/2013 to 12/31/2013	$13.89	$18.40	2,924,047
AST High Yield Portfolio
01/01/2004 to 12/31/2004	$11.61	$12.69	13,717,128
01/01/2005 to 12/31/2005	$12.69	$12.62	9,658,908
01/01/2006 to 12/31/2006	$12.62	$13.70	9,653,937
01/01/2007 to 12/31/2007	$13.70	$13.80	6,461,538
01/01/2008 to 12/31/2008	$13.80	$10.11	5,931,752
01/01/2009 to 12/31/2009	$10.11	$13.47	13,509,194
01/01/2010 to 12/31/2010	$13.47	$15.04	12,605,729
01/01/2011 to 12/31/2011	$15.04	$15.26	11,922,775
01/01/2012 to 12/31/2012	$15.26	$17.09	10,459,161
01/01/2013 to 12/31/2013	$17.09	$18.02	8,393,440

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST International Growth Portfolio
01/01/2004 to 12/31/2004	$13.39	$15.30	11,265,469
01/01/2005 to 12/31/2005	$15.30	$17.54	12,141,521
01/01/2006 to 12/31/2006	$17.54	$20.87	9,628,446
01/01/2007 to 12/31/2007	$20.87	$24.43	8,347,423
01/01/2008 to 12/31/2008	$24.43	$11.96	6,129,240
01/01/2009 to 12/31/2009	$11.96	$15.91	6,854,079
01/01/2010 to 12/31/2010	$15.91	$17.92	7,241,298
01/01/2011 to 12/31/2011	$17.92	$15.34	5,734,722
01/01/2012 to 12/31/2012	$15.34	$18.16	4,942,527
01/01/2013 to 12/31/2013	$18.16	$21.27	4,582,698
AST International Value Portfolio
01/01/2004 to 12/31/2004	$10.79	$12.84	1,897,469
01/01/2005 to 12/31/2005	$12.84	$14.36	2,013,543
01/01/2006 to 12/31/2006	$14.36	$18.00	3,305,654
01/01/2007 to 12/31/2007	$18.00	$20.85	4,044,519
01/01/2008 to 12/31/2008	$20.85	$11.48	2,393,870
01/01/2009 to 12/31/2009	$11.48	$14.74	3,492,926
01/01/2010 to 12/31/2010	$14.74	$16.10	3,649,081
01/01/2011 to 12/31/2011	$16.10	$13.85	2,916,031
01/01/2012 to 12/31/2012	$13.85	$15.89	2,668,328
01/01/2013 to 12/31/2013	$15.89	$18.67	2,705,225
AST J.P. Morgan Global Thematic Portfolio
11/19/2007* to 12/31/2007	$10.00	$10.19	157,014
01/01/2008 to 12/31/2008	$10.19	$6.94	1,952,838
01/01/2009 to 12/31/2009	$6.94	$8.65	25,271,257
01/01/2010 to 12/31/2010	$8.65	$9.68	38,344,545
01/01/2011 to 12/31/2011	$9.68	$9.47	31,542,321
01/01/2012 to 12/31/2012	$9.47	$10.58	33,772,279
01/01/2013 to 12/31/2013	$10.58	$12.10	34,620,680
AST J.P. Morgan International Equity Portfolio formerly, AST JPMorgan International Equity Portfolio
01/01/2004 to 12/31/2004	$11.00	$12.67	3,227,381
01/01/2005 to 12/31/2005	$12.67	$13.84	5,621,834
01/01/2006 to 12/31/2006	$13.84	$16.71	4,715,269
01/01/2007 to 12/31/2007	$16.71	$17.98	4,504,935
01/01/2008 to 12/31/2008	$17.98	$10.37	2,459,224
01/01/2009 to 12/31/2009	$10.37	$13.86	5,086,873
01/01/2010 to 12/31/2010	$13.86	$14.60	5,905,133
01/01/2011 to 12/31/2011	$14.60	$13.05	4,359,903
01/01/2012 to 12/31/2012	$13.05	$15.65	4,428,816
01/01/2013 to 12/31/2013	$15.65	$17.75	4,647,244
AST J.P. Morgan Strategic Opportunities Portfolio
01/01/2004 to 12/31/2004	$10.24	$11.19	1,061,887
01/01/2005 to 12/31/2005	$11.19	$11.77	1,055,034
01/01/2006 to 12/31/2006	$11.77	$12.86	1,120,866
01/01/2007 to 12/31/2007	$12.86	$12.90	2,745,236
01/01/2008 to 12/31/2008	$12.90	$10.45	15,430,642
01/01/2009 to 12/31/2009	$10.45	$12.54	46,430,018
01/01/2010 to 12/31/2010	$12.54	$13.23	46,748,068
01/01/2011 to 12/31/2011	$13.23	$13.05	38,241,675
01/01/2012 to 12/31/2012	$13.05	$14.21	39,470,209
01/01/2013 to 12/31/2013	$14.21	$15.51	35,738,716

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Jennison Large-Cap Growth Portfolio
11/16/2009* to 12/31/2009	$10.08	$10.29	141,417
01/01/2010 to 12/31/2010	$10.29	$11.27	473,823
01/01/2011 to 12/31/2011	$11.27	$11.15	755,324
01/01/2012 to 12/31/2012	$11.15	$12.64	1,110,275
01/01/2013 to 12/31/2013	$12.64	$16.96	1,223,206
AST Jennison Large-Cap Value Portfolio
11/16/2009* to 12/31/2009	$10.15	$10.30	58,774
01/01/2010 to 12/31/2010	$10.30	$11.52	748,340
01/01/2011 to 12/31/2011	$11.52	$10.67	655,241
01/01/2012 to 12/31/2012	$10.67	$11.88	688,787
01/01/2013 to 12/31/2013	$11.88	$15.35	921,219
AST Large-Cap Value Portfolio
01/01/2004 to 12/31/2004	$9.83	$11.17	3,717,848
01/01/2005 to 12/31/2005	$11.17	$11.69	5,245,458
01/01/2006 to 12/31/2006	$11.69	$13.62	5,568,043
01/01/2007 to 12/31/2007	$13.62	$13.00	4,973,375
01/01/2008 to 12/31/2008	$13.00	$7.48	4,027,564
01/01/2009 to 12/31/2009	$7.48	$8.78	5,087,827
01/01/2010 to 12/31/2010	$8.78	$9.78	5,307,829
01/01/2011 to 12/31/2011	$9.78	$9.21	4,698,568
01/01/2012 to 12/31/2012	$9.21	$10.59	4,248,181
01/01/2013 to 12/31/2013	$10.59	$14.57	5,494,376
AST Loomis Sayles Large-Cap Growth Portfolio formerly, AST Marsico Capital Growth Portfolio
01/01/2004 to 12/31/2004	$10.78	$12.26	28,117,310
01/01/2005 to 12/31/2005	$12.26	$12.88	32,140,125
01/01/2006 to 12/31/2006	$12.88	$13.59	26,497,526
01/01/2007 to 12/31/2007	$13.59	$15.36	23,963,028
01/01/2008 to 12/31/2008	$15.36	$8.51	16,673,165
01/01/2009 to 12/31/2009	$8.51	$10.86	17,250,307
01/01/2010 to 12/31/2010	$10.86	$12.79	17,364,094
01/01/2011 to 12/31/2011	$12.79	$12.47	14,080,420
01/01/2012 to 12/31/2012	$12.47	$13.77	11,942,585
01/01/2013 to 12/31/2013	$13.77	$18.50	9,091,584
AST Lord Abbett Core Fixed Income Portfolio
01/01/2004 to 12/31/2004	$11.61	$12.26	8,369,008
01/01/2005 to 12/31/2005	$12.26	$12.20	12,427,806
01/01/2006 to 12/31/2006	$12.20	$13.17	10,147,675
01/01/2007 to 12/31/2007	$13.17	$13.74	8,365,789
01/01/2008 to 12/31/2008	$13.74	$10.37	8,586,978
01/01/2009 to 12/31/2009	$10.37	$13.73	10,096,051
01/01/2010 to 12/31/2010	$13.73	$15.32	8,604,037
01/01/2011 to 12/31/2011	$15.32	$16.60	9,200,629
01/01/2012 to 12/31/2012	$16.60	$17.29	8,547,651
01/01/2013 to 12/31/2013	$17.29	$16.67	6,345,324

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST MFS Global Equity Portfolio
01/01/2004 to 12/31/2004	$11.30	$13.16	2,276,801
01/01/2005 to 12/31/2005	$13.16	$13.92	1,907,777
01/01/2006 to 12/31/2006	$13.92	$17.02	2,905,252
01/01/2007 to 12/31/2007	$17.02	$18.31	2,119,181
01/01/2008 to 12/31/2008	$18.31	$11.88	1,412,847
01/01/2009 to 12/31/2009	$11.88	$15.37	2,567,781
01/01/2010 to 12/31/2010	$15.37	$16.94	3,612,405
01/01/2011 to 12/31/2011	$16.94	$16.14	3,114,124
01/01/2012 to 12/31/2012	$16.14	$19.53	3,437,135
01/01/2013 to 12/31/2013	$19.53	$24.52	3,984,432
AST MFS Growth Portfolio
01/01/2004 to 12/31/2004	$9.16	$9.97	4,529,834
01/01/2005 to 12/31/2005	$9.97	$10.43	5,915,443
01/01/2006 to 12/31/2006	$10.43	$11.25	4,572,301
01/01/2007 to 12/31/2007	$11.25	$12.73	3,902,210
01/01/2008 to 12/31/2008	$12.73	$7.98	3,159,245
01/01/2009 to 12/31/2009	$7.98	$9.75	4,944,538
01/01/2010 to 12/31/2010	$9.75	$10.82	5,238,425
01/01/2011 to 12/31/2011	$10.82	$10.57	4,289,955
01/01/2012 to 12/31/2012	$10.57	$12.18	4,420,398
01/01/2013 to 12/31/2013	$12.18	$16.37	4,361,903
AST MFS Large-Cap Value Portfolio
08/20/2012* to 12/31/2012	$10.00	$10.20	55,298
01/01/2013 to 12/31/2013	$10.20	$13.49	867,495
AST Mid-Cap Value Portfolio
01/01/2004 to 12/31/2004	$10.91	$12.38	2,587,064
01/01/2005 to 12/31/2005	$12.38	$12.83	1,988,251
01/01/2006 to 12/31/2006	$12.83	$14.42	1,907,063
01/01/2007 to 12/31/2007	$14.42	$14.57	1,540,522
01/01/2008 to 12/31/2008	$14.57	$8.87	1,381,269
01/01/2009 to 12/31/2009	$8.87	$12.11	2,137,413
01/01/2010 to 12/31/2010	$12.11	$14.72	2,978,973
01/01/2011 to 12/31/2011	$14.72	$13.98	2,405,087
01/01/2012 to 12/31/2012	$13.98	$16.28	2,424,624
01/01/2013 to 12/31/2013	$16.28	$21.20	2,138,372
AST Money Market Portfolio
01/01/2004 to 12/31/2004	$9.86	$9.78	29,870,585
01/01/2005 to 12/31/2005	$9.78	$9.88	42,442,274
01/01/2006 to 12/31/2006	$9.88	$10.16	46,325,237
01/01/2007 to 12/31/2007	$10.16	$10.48	56,111,128
01/01/2008 to 12/31/2008	$10.48	$10.57	91,319,625
01/01/2009 to 12/31/2009	$10.57	$10.42	66,786,776
01/01/2010 to 12/31/2010	$10.42	$10.25	50,307,852
01/01/2011 to 12/31/2011	$10.25	$10.09	50,902,069
01/01/2012 to 12/31/2012	$10.09	$9.92	39,894,836
01/01/2013 to 12/31/2013	$9.92	$9.76	29,504,243

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Neuberger Berman / LSV Mid-Cap Value Portfolio
01/01/2004 to 12/31/2004	$12.01	$14.51	11,461,684
01/01/2005 to 12/31/2005	$14.51	$15.99	12,260,006
01/01/2006 to 12/31/2006	$15.99	$17.42	9,574,218
01/01/2007 to 12/31/2007	$17.42	$17.67	8,191,847
01/01/2008 to 12/31/2008	$17.67	$10.03	5,184,438
01/01/2009 to 12/31/2009	$10.03	$13.88	5,689,131
01/01/2010 to 12/31/2010	$13.88	$16.85	5,901,157
01/01/2011 to 12/31/2011	$16.85	$16.16	4,911,194
01/01/2012 to 12/31/2012	$16.16	$18.62	4,148,499
01/01/2013 to 12/31/2013	$18.62	$26.00	4,423,739
AST Neuberger Berman Core Bond Portfolio
10/31/2011* to 12/31/2011	$10.03	$10.07	577,115
01/01/2012 to 12/31/2012	$10.07	$10.39	1,360,083
01/01/2013 to 12/31/2013	$10.39	$9.93	1,174,650
AST Neuberger Berman Mid-Cap Growth Portfolio
01/01/2004 to 12/31/2004	$9.51	$10.86	4,715,301
01/01/2005 to 12/31/2005	$10.86	$12.12	5,728,444
01/01/2006 to 12/31/2006	$12.12	$13.59	5,378,198
01/01/2007 to 12/31/2007	$13.59	$16.34	6,560,811
01/01/2008 to 12/31/2008	$16.34	$9.13	3,042,143
01/01/2009 to 12/31/2009	$9.13	$11.65	4,022,837
01/01/2010 to 12/31/2010	$11.65	$14.75	5,702,161
01/01/2011 to 12/31/2011	$14.75	$14.75	4,466,247
01/01/2012 to 12/31/2012	$14.75	$16.30	3,764,767
01/01/2013 to 12/31/2013	$16.30	$21.26	3,561,170
AST Neuberger Berman Small-Cap Growth Portfolio
01/01/2004 to 12/31/2004	$11.13	$11.98	1,618,719
01/01/2005 to 12/31/2005	$11.98	$11.83	1,385,431
01/01/2006 to 12/31/2006	$11.83	$12.53	1,174,654
01/01/2007 to 12/31/2007	$12.53	$14.63	1,215,825
01/01/2008 to 12/31/2008	$14.63	$8.27	768,282
01/01/2009 to 12/31/2009	$8.27	$9.97	1,585,215
01/01/2010 to 12/31/2010	$9.97	$11.79	2,045,616
01/01/2011 to 04/29/2011	$11.79	$13.23	0
AST New Discovery Asset Allocation Portfolio
04/30/2012* to 12/31/2012	$10.00	$10.32	5,908,428
01/01/2013 to 12/31/2013	$10.32	$12.07	6,987,054
AST Parametric Emerging Markets Equity Portfolio
07/21/2008* to 12/31/2008	$10.10	$5.57	126,548
01/01/2009 to 12/31/2009	$5.57	$9.13	6,599,316
01/01/2010 to 12/31/2010	$9.13	$10.98	11,156,029
01/01/2011 to 12/31/2011	$10.98	$8.61	6,749,550
01/01/2012 to 12/31/2012	$8.61	$9.98	7,897,745
01/01/2013 to 12/31/2013	$9.98	$9.84	8,565,272

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST PIMCO Limited Maturity Bond Portfolio
01/01/2004 to 12/31/2004	$10.51	$10.55	21,299,789
01/01/2005 to 12/31/2005	$10.55	$10.54	28,031,651
01/01/2006 to 12/31/2006	$10.54	$10.76	22,394,558
01/01/2007 to 12/31/2007	$10.76	$11.31	20,392,150
01/01/2008 to 12/31/2008	$11.31	$11.24	15,403,578
01/01/2009 to 12/31/2009	$11.24	$12.19	19,779,745
01/01/2010 to 12/31/2010	$12.19	$12.46	20,255,855
01/01/2011 to 12/31/2011	$12.46	$12.53	18,155,075
01/01/2012 to 12/31/2012	$12.53	$12.90	15,540,231
01/01/2013 to 12/31/2013	$12.90	$12.41	10,724,539
AST PIMCO Total Return Bond Portfolio
01/01/2004 to 12/31/2004	$10.95	$11.31	33,208,757
01/01/2005 to 12/31/2005	$11.31	$11.40	22,436,395
01/01/2006 to 12/31/2006	$11.40	$11.63	21,700,661
01/01/2007 to 12/31/2007	$11.63	$12.39	21,645,194
01/01/2008 to 12/31/2008	$12.39	$11.91	20,478,277
01/01/2009 to 12/31/2009	$11.91	$13.65	59,442,486
01/01/2010 to 12/31/2010	$13.65	$14.46	75,211,006
01/01/2011 to 12/31/2011	$14.46	$14.67	60,233,010
01/01/2012 to 12/31/2012	$14.67	$15.77	65,143,645
01/01/2013 to 12/31/2013	$15.77	$15.23	54,477,871
AST Preservation Asset Allocation Portfolio
12/05/2005* to 12/31/2005	$10.00	$10.04	115,215
01/01/2006 to 12/31/2006	$10.04	$10.66	3,303,256
01/01/2007 to 12/31/2007	$10.66	$11.40	7,359,596
01/01/2008 to 12/31/2008	$11.40	$9.02	24,830,005
01/01/2009 to 12/31/2009	$9.02	$10.65	82,197,582
01/01/2010 to 12/31/2010	$10.65	$11.58	100,001,194
01/01/2011 to 12/31/2011	$11.58	$11.51	96,778,216
01/01/2012 to 12/31/2012	$11.51	$12.49	98,362,559
01/01/2013 to 12/31/2013	$12.49	$13.42	79,093,854
AST Prudential Core Bond Portfolio
10/31/2011* to 12/31/2011	$10.02	$10.07	990,348
01/01/2012 to 12/31/2012	$10.07	$10.61	2,178,847
01/01/2013 to 12/31/2013	$10.61	$10.19	1,488,696
AST Prudential Growth Allocation Portfolio formerly, AST First Trust Capital Appreciation Target Portfolio
03/20/2006* to 12/31/2006	$10.00	$10.48	3,795,562
01/01/2007 to 12/31/2007	$10.48	$11.49	7,899,326
01/01/2008 to 12/31/2008	$11.49	$6.70	13,640,692
01/01/2009 to 12/31/2009	$6.70	$8.30	93,813,703
01/01/2010 to 12/31/2010	$8.30	$9.71	115,827,900
01/01/2011 to 12/31/2011	$9.71	$8.96	75,603,365
01/01/2012 to 12/31/2012	$8.96	$9.95	89,282,138
01/01/2013 to 12/31/2013	$9.95	$11.45	87,210,945
AST QMA Emerging Markets Equity Portfolio
02/25/2013* to 12/31/2013	$10.00	$9.60	20,413
AST QMA Large-Cap Portfolio
04/29/2013* to 12/31/2013	$10.00	$11.68	5,665

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST QMA US Equity Alpha Portfolio
01/01/2004 to 12/31/2004	$10.23	$11.07	6,845,369
01/01/2005 to 12/31/2005	$11.07	$11.27	6,774,077
01/01/2006 to 12/31/2006	$11.27	$12.48	6,255,253
01/01/2007 to 12/31/2007	$12.48	$12.53	5,371,782
01/01/2008 to 12/31/2008	$12.53	$7.55	2,747,511
01/01/2009 to 12/31/2009	$7.55	$9.05	3,372,332
01/01/2010 to 12/31/2010	$9.05	$10.24	3,360,531
01/01/2011 to 12/31/2011	$10.24	$10.42	3,055,694
01/01/2012 to 12/31/2012	$10.42	$12.17	3,262,831
01/01/2013 to 12/31/2013	$12.17	$15.85	2,976,003
AST Quantitative Modeling Portfolio
05/02/2011* to 12/31/2011	$10.00	$8.90	201,672
01/01/2012 to 12/31/2012	$8.90	$9.90	384,520
01/01/2013 to 12/31/2013	$9.90	$11.92	2,227,707
AST RCM World Trends Portfolio formerly, AST CLS Moderate Asset Allocation Portfolio
11/19/2007* to 12/31/2007	$10.00	$10.04	74,936
01/01/2008 to 12/31/2008	$10.04	$7.15	5,507,286
01/01/2009 to 12/31/2009	$7.15	$8.68	39,406,298
01/01/2010 to 12/31/2010	$8.68	$9.55	54,818,248
01/01/2011 to 12/31/2011	$9.55	$9.23	46,132,040
01/01/2012 to 12/31/2012	$9.23	$10.01	48,879,191
01/01/2013 to 12/31/2013	$10.01	$11.07	45,150,001
AST Schroders Global Tactical Portfolio
11/19/2007* to 12/31/2007	$10.00	$11.51	120,901
01/01/2008 to 12/31/2008	$11.51	$7.33	2,184,002
01/01/2009 to 12/31/2009	$7.33	$9.15	23,955,044
01/01/2010 to 12/31/2010	$9.15	$10.29	36,192,438
01/01/2011 to 12/31/2011	$10.29	$9.88	25,866,646
01/01/2012 to 12/31/2012	$9.88	$11.26	34,127,062
01/01/2013 to 12/31/2013	$11.26	$13.07	39,171,659
AST Schroders Multi-Asset World Strategies Portfolio
01/01/2004 to 12/31/2004	$10.69	$11.46	2,335,598
01/01/2005 to 12/31/2005	$11.46	$11.79	2,294,529
01/01/2006 to 12/31/2006	$11.79	$12.72	2,165,859
01/01/2007 to 12/31/2007	$12.72	$13.62	2,277,264
01/01/2008 to 12/31/2008	$13.62	$9.35	3,074,479
01/01/2009 to 12/31/2009	$9.35	$11.72	33,399,889
01/01/2010 to 12/31/2010	$11.72	$12.89	55,550,099
01/01/2011 to 12/31/2011	$12.89	$12.25	42,779,977
01/01/2012 to 12/31/2012	$12.25	$13.39	45,395,568
01/01/2013 to 12/31/2013	$13.39	$15.06	41,756,708
AST Small-Cap Growth Portfolio
01/01/2004 to 12/31/2004	$9.89	$9.05	2,242,129
01/01/2005 to 12/31/2005	$9.05	$9.04	2,134,731
01/01/2006 to 12/31/2006	$9.04	$10.01	1,867,490
01/01/2007 to 12/31/2007	$10.01	$10.55	1,740,242
01/01/2008 to 12/31/2008	$10.55	$6.74	1,375,635
01/01/2009 to 12/31/2009	$6.74	$8.88	2,524,147
01/01/2010 to 12/31/2010	$8.88	$11.91	4,648,452
01/01/2011 to 12/31/2011	$11.91	$11.60	3,213,655
01/01/2012 to 12/31/2012	$11.60	$12.80	3,096,260
01/01/2013 to 12/31/2013	$12.80	$17.01	4,073,887

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Small-Cap Value Portfolio
01/01/2004 to 12/31/2004	$12.42	$14.22	10,785,030
01/01/2005 to 12/31/2005	$14.22	$14.91	11,285,282
01/01/2006 to 12/31/2006	$14.91	$17.61	9,098,178
01/01/2007 to 12/31/2007	$17.61	$16.34	8,130,632
01/01/2008 to 12/31/2008	$16.34	$11.30	6,242,966
01/01/2009 to 12/31/2009	$11.30	$14.11	6,242,625
01/01/2010 to 12/31/2010	$14.11	$17.49	6,195,308
01/01/2011 to 12/31/2011	$17.49	$16.17	5,166,090
01/01/2012 to 12/31/2012	$16.17	$18.79	3,913,693
01/01/2013 to 12/31/2013	$18.79	$25.39	3,418,708
AST T. Rowe Price Asset Allocation Portfolio
01/01/2004 to 12/31/2004	$11.09	$12.13	3,551,315
01/01/2005 to 12/31/2005	$12.13	$12.49	4,192,627
01/01/2006 to 12/31/2006	$12.49	$13.82	4,776,442
01/01/2007 to 12/31/2007	$13.82	$14.45	6,387,795
01/01/2008 to 12/31/2008	$14.45	$10.52	10,697,390
01/01/2009 to 12/31/2009	$10.52	$12.85	40,732,836
01/01/2010 to 12/31/2010	$12.85	$14.09	53,827,291
01/01/2011 to 12/31/2011	$14.09	$14.13	46,623,273
01/01/2012 to 12/31/2012	$14.13	$15.78	53,661,984
01/01/2013 to 12/31/2013	$15.78	$18.13	56,537,325
AST T. Rowe Price Equity Income Portfolio
01/01/2004 to 12/31/2004	$11.06	$12.39	4,643,022
01/01/2005 to 12/31/2005	$12.39	$12.86	4,311,857
01/01/2006 to 12/31/2006	$12.86	$15.34	5,318,094
01/01/2007 to 12/31/2007	$15.34	$14.55	4,469,636
01/01/2008 to 12/31/2008	$14.55	$8.32	2,874,755
01/01/2009 to 12/31/2009	$8.32	$10.13	3,572,238
01/01/2010 to 12/31/2010	$10.13	$11.28	4,182,015
01/01/2011 to 12/31/2011	$11.28	$10.91	3,313,597
01/01/2012 to 12/31/2012	$10.91	$12.58	4,588,707
01/01/2013 to 12/31/2013	$12.58	$16.05	5,133,443
AST T. Rowe Price Large-Cap Growth Portfolio
01/01/2004 to 12/31/2004	$9.08	$9.44	2,378,881
01/01/2005 to 12/31/2005	$9.44	$10.81	3,925,742
01/01/2006 to 12/31/2006	$10.81	$11.23	4,132,529
01/01/2007 to 12/31/2007	$11.23	$11.96	5,137,246
01/01/2008 to 12/31/2008	$11.96	$6.99	4,437,756
01/01/2009 to 12/31/2009	$6.99	$10.54	10,159,519
01/01/2010 to 12/31/2010	$10.54	$12.01	12,250,636
01/01/2011 to 12/31/2011	$12.01	$11.61	9,294,364
01/01/2012 to 12/31/2012	$11.61	$13.43	10,725,477
01/01/2013 to 12/31/2013	$13.43	$19.02	11,809,685

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST T. Rowe Price Natural Resources Portfolio
01/01/2004 to 12/31/2004	$12.59	$16.25	2,040,188
01/01/2005 to 12/31/2005	$16.25	$21.00	3,677,613
01/01/2006 to 12/31/2006	$21.00	$23.93	2,942,718
01/01/2007 to 12/31/2007	$23.93	$33.07	3,950,105
01/01/2008 to 12/31/2008	$33.07	$16.27	2,088,027
01/01/2009 to 12/31/2009	$16.27	$23.89	4,621,252
01/01/2010 to 12/31/2010	$23.89	$28.31	5,827,673
01/01/2011 to 12/31/2011	$28.31	$23.69	4,562,770
01/01/2012 to 12/31/2012	$23.69	$24.14	4,495,210
01/01/2013 to 12/31/2013	$24.14	$27.39	3,688,022
AST Templeton Global Bond Portfolio formerly, AST T. Rowe Price Global Bond Portfolio
01/01/2004 to 12/31/2004	$12.59	$13.45	4,717,822
01/01/2005 to 12/31/2005	$13.45	$12.64	6,261,824
01/01/2006 to 12/31/2006	$12.64	$13.21	6,093,700
01/01/2007 to 12/31/2007	$13.21	$14.24	6,452,566
01/01/2008 to 12/31/2008	$14.24	$13.67	4,228,137
01/01/2009 to 12/31/2009	$13.67	$15.07	6,337,072
01/01/2010 to 12/31/2010	$15.07	$15.67	7,114,847
01/01/2011 to 12/31/2011	$15.67	$16.05	6,639,260
01/01/2012 to 12/31/2012	$16.05	$16.61	5,533,305
01/01/2013 to 12/31/2013	$16.61	$15.72	4,600,108
AST Wellington Management Hedged Equity Portfolio
12/05/2005* to 12/31/2005	$10.00	$10.00	649,828
01/01/2006 to 12/31/2006	$10.00	$11.38	5,212,589
01/01/2007 to 12/31/2007	$11.38	$12.26	8,022,912
01/01/2008 to 12/31/2008	$12.26	$6.95	5,663,091
01/01/2009 to 12/31/2009	$6.95	$8.78	9,942,981
01/01/2010 to 12/31/2010	$8.78	$9.90	10,821,793
01/01/2011 to 12/31/2011	$9.90	$9.40	9,943,871
01/01/2012 to 12/31/2012	$9.40	$10.26	11,856,015
01/01/2013 to 12/31/2013	$10.26	$12.16	18,749,421
AST Western Asset Core Plus Bond Portfolio
11/19/2007* to 12/31/2007	$10.00	$9.98	213,630
01/01/2008 to 12/31/2008	$9.98	$9.30	4,064,760
01/01/2009 to 12/31/2009	$9.30	$10.21	12,750,275
01/01/2010 to 12/31/2010	$10.21	$10.83	17,651,916
01/01/2011 to 12/31/2011	$10.83	$11.29	18,170,336
01/01/2012 to 12/31/2012	$11.29	$11.98	18,416,796
01/01/2013 to 12/31/2013	$11.98	$11.60	17,928,589
AST Western Asset Emerging Markets Debt Portfolio
08/20/2012* to 12/31/2012	$10.00	$10.39	105,388
01/01/2013 to 12/31/2013	$10.39	$9.38	38,455
Evergreen VA Growth Fund
04/15/2005* to 12/31/2005	$9.82	$11.44	606,613
01/01/2006 to 12/31/2006	$11.44	$12.49	553,827
01/01/2007 to 12/31/2007	$12.49	$13.64	604,401
01/01/2008 to 12/31/2008	$13.64	$7.90	346,210
01/01/2009 to 12/31/2009	$7.90	$10.86	554,304
01/01/2010 to 07/16/2010	$10.86	$10.63	0

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
Evergreen VA International Equity Fund
01/01/2004 to 12/31/2004	$11.65	$13.66	414,631
01/01/2005 to 12/31/2005	$13.66	$15.59	689,816
01/01/2006 to 12/31/2006	$15.59	$18.88	1,081,552
01/01/2007 to 12/31/2007	$18.88	$21.35	1,401,663
01/01/2008 to 12/31/2008	$21.35	$12.29	984,931
01/01/2009 to 12/31/2009	$12.29	$14.01	668,798
01/01/2010 to 07/16/2010	$14.01	$13.31	0
Evergreen VA Omega Fund
01/01/2004 to 12/31/2004	$10.71	$11.29	570,123
01/01/2005 to 12/31/2005	$11.29	$11.53	281,775
01/01/2006 to 12/31/2006	$11.53	$12.03	241,307
01/01/2007 to 12/31/2007	$12.03	$13.24	249,298
01/01/2008 to 12/31/2008	$13.24	$9.48	271,517
01/01/2009 to 12/31/2009	$9.48	$13.42	749,780
01/01/2010 to 07/16/2010	$13.42	$12.54	0
First Trust Target Focus Four Portfolio
01/01/2004 to 12/31/2004	$9.16	$10.03	91,924
01/01/2005 to 12/31/2005	$10.03	$9.92	87,726
01/01/2006 to 12/31/2006	$9.92	$10.15	100,227
01/01/2007 to 12/31/2007	$10.15	$10.55	106,856
01/01/2008 to 12/31/2008	$10.55	$5.83	190,718
01/01/2009 to 12/31/2009	$5.83	$7.38	331,489
01/01/2010 to 12/31/2010	$7.38	$8.64	309,321
01/01/2011 to 12/31/2011	$8.64	$7.57	380,808
01/01/2012 to 12/31/2012	$7.57	$8.48	218,904
01/01/2013 to 12/31/2013	$8.48	$10.93	125,986
Franklin Templeton VIP Founding Funds Allocation Fund
05/01/2008* to 12/31/2008	$10.08	$6.64	5,636,967
01/01/2009 to 12/31/2009	$6.64	$8.50	51,503,013
01/01/2010 to 12/31/2010	$8.50	$9.21	75,249,224
01/01/2011 to 12/31/2011	$9.21	$8.91	53,326,792
01/01/2012 to 09/21/2012	$8.91	$9.98	0
Global Dividend Target 15 Portfolio
01/01/2004 to 12/31/2004	—	$11.85	311,233
01/01/2005 to 12/31/2005	$11.85	$12.84	590,605
01/01/2006 to 12/31/2006	$12.84	$17.48	1,507,757
01/01/2007 to 12/31/2007	$17.48	$19.49	2,078,809
01/01/2008 to 12/31/2008	$19.49	$10.97	1,122,006
01/01/2009 to 12/31/2009	$10.97	$15.21	835,629
01/01/2010 to 12/31/2010	$15.21	$16.42	651,544
01/01/2011 to 12/31/2011	$16.42	$14.94	542,156
01/01/2012 to 12/31/2012	$14.94	$18.42	521,128
01/01/2013 to 12/31/2013	$18.42	$20.71	381,588
Invesco V.I. Capital Development Fund – Series I
04/29/2011* to 12/31/2011	$10.03	$8.17	387,650
01/01/2012 to 04/27/2012	$8.17	$9.26	0
Invesco V.I. Diversified Dividend Fund – Series I
04/29/2011* to 12/31/2011	$9.99	$9.12	385,638
01/01/2012 to 12/31/2012	$9.12	$10.65	500,266
01/01/2013 to 12/31/2013	$10.65	$13.73	615,161

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
Invesco V.I. Dynamics Fund – Series I
01/01/2004 to 12/31/2004	$9.61	$10.72	668,032
01/01/2005 to 12/31/2005	$10.72	$11.67	602,063
01/01/2006 to 12/31/2006	$11.67	$13.33	605,730
01/01/2007 to 12/31/2007	$13.33	$14.70	631,476
01/01/2008 to 12/31/2008	$14.70	$7.51	384,426
01/01/2009 to 12/31/2009	$7.51	$10.52	430,777
01/01/2010 to 12/31/2010	$10.52	$12.81	390,143
01/01/2011 to 04/29/2011	$12.81	$14.27	0
Invesco V.I. Financial Services Fund – Series I
01/01/2004 to 12/31/2004	$11.17	$11.94	585,185
01/01/2005 to 12/31/2005	$11.94	$12.43	1,042,992
01/01/2006 to 12/31/2006	$12.43	$14.24	778,674
01/01/2007 to 12/31/2007	$14.24	$10.89	465,175
01/01/2008 to 12/31/2008	$10.89	$4.34	540,897
01/01/2009 to 12/31/2009	$4.34	$5.44	779,148
01/01/2010 to 12/31/2010	$5.44	$5.91	872,026
01/01/2011 to 04/29/2011	$5.91	$6.23	0
Invesco V.I. Global Health Care Fund – Series I
01/01/2004 to 12/31/2004	$10.05	$10.64	937,586
01/01/2005 to 12/31/2005	$10.64	$11.31	1,131,376
01/01/2006 to 12/31/2006	$11.31	$11.71	1,250,782
01/01/2007 to 12/31/2007	$11.71	$12.88	1,163,277
01/01/2008 to 12/31/2008	$12.88	$9.04	849,932
01/01/2009 to 12/31/2009	$9.04	$11.35	1,181,689
01/01/2010 to 12/31/2010	$11.35	$11.76	545,135
01/01/2011 to 12/31/2011	$11.76	$12.02	524,638
01/01/2012 to 12/31/2012	$12.02	$14.29	462,518
01/01/2013 to 12/31/2013	$14.29	$19.76	464,049
Invesco V.I. Mid Cap Growth Portfolio, Series I formerly, Invesco Van Kampen V.I. Mid Cap Growth Fund – Series I
04/27/2012* to 12/31/2012	$10.05	$9.77	229,829
01/01/2013 to 12/31/2013	$9.77	$13.16	522,396
Invesco V.I. Technology Fund – Series I
01/01/2004 to 12/31/2004	$7.87	$8.09	512,424
01/01/2005 to 12/31/2005	$8.09	$8.13	453,392
01/01/2006 to 12/31/2006	$8.13	$8.84	513,442
01/01/2007 to 12/31/2007	$8.84	$9.36	630,739
01/01/2008 to 12/31/2008	$9.36	$5.11	453,772
01/01/2009 to 12/31/2009	$5.11	$7.91	970,438
01/01/2010 to 12/31/2010	$7.91	$9.44	1,132,899
01/01/2011 to 12/31/2011	$9.44	$8.81	530,679
01/01/2012 to 12/31/2012	$8.81	$9.64	353,005
01/01/2013 to 12/31/2013	$9.64	$11.87	292,049

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
NASDAQ Target 15 Portfolio
01/01/2004 to 12/31/2004	—	$10.66	82,809
01/01/2005 to 12/31/2005	$10.66	$10.83	134,177
01/01/2006 to 12/31/2006	$10.83	$11.60	199,508
01/01/2007 to 12/31/2007	$11.60	$13.88	403,709
01/01/2008 to 12/31/2008	$13.88	$6.71	199,304
01/01/2009 to 12/31/2009	$6.71	$7.71	140,231
01/01/2010 to 12/31/2010	$7.71	$9.89	511,072
01/01/2011 to 12/31/2011	$9.89	$9.85	211,183
01/01/2012 to 12/31/2012	$9.85	$10.95	144,674
01/01/2013 to 12/31/2013	$10.95	$16.02	172,418
NVIT Developing Markets Fund
01/01/2004 to 12/31/2004	$13.60	$16.02	2,103,950
01/01/2005 to 12/31/2005	$16.02	$20.72	3,395,891
01/01/2006 to 12/31/2006	$20.72	$27.43	2,835,328
01/01/2007 to 12/31/2007	$27.43	$38.71	3,344,620
01/01/2008 to 12/31/2008	$38.71	$16.04	1,630,334
01/01/2009 to 12/31/2009	$16.04	$25.59	2,133,897
01/01/2010 to 12/31/2010	$25.59	$29.23	1,632,797
01/01/2011 to 12/31/2011	$29.23	$22.31	1,023,231
01/01/2012 to 12/31/2012	$22.31	$25.62	797,727
01/01/2013 to 12/31/2013	$25.62	$25.21	589,332
ProFund VP Asia 30
01/01/2004 to 12/31/2004	$12.57	$12.30	896,010
01/01/2005 to 12/31/2005	$12.30	$14.45	1,723,105
01/01/2006 to 12/31/2006	$14.45	$19.80	3,073,769
01/01/2007 to 12/31/2007	$19.80	$28.77	2,473,589
01/01/2008 to 12/31/2008	$28.77	$13.91	1,337,672
01/01/2009 to 12/31/2009	$13.91	$21.10	1,821,822
01/01/2010 to 12/31/2010	$21.10	$23.64	1,172,241
01/01/2011 to 12/31/2011	$23.64	$16.97	568,287
01/01/2012 to 12/31/2012	$16.97	$19.28	518,241
01/01/2013 to 12/31/2013	$19.28	$21.80	354,325
ProFund VP Banks
01/01/2004 to 12/31/2004	$10.90	$11.98	229,711
01/01/2005 to 12/31/2005	$11.98	$11.77	351,876
01/01/2006 to 12/31/2006	$11.77	$13.35	402,883
01/01/2007 to 12/31/2007	$13.35	$9.55	389,926
01/01/2008 to 12/31/2008	$9.55	$4.99	2,409,143
01/01/2009 to 12/31/2009	$4.99	$4.70	746,620
01/01/2010 to 12/31/2010	$4.70	$5.00	821,032
01/01/2011 to 12/31/2011	$5.00	$3.60	310,912
01/01/2012 to 12/31/2012	$3.60	$4.73	683,662
01/01/2013 to 12/31/2013	$4.73	$6.21	377,961

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
ProFund VP Basic Materials
01/01/2004 to 12/31/2004	$10.95	$11.87	529,237
01/01/2005 to 12/31/2005	$11.87	$11.96	681,690
01/01/2006 to 12/31/2006	$11.96	$13.58	779,466
01/01/2007 to 12/31/2007	$13.58	$17.45	2,684,333
01/01/2008 to 12/31/2008	$17.45	$8.34	1,183,553
01/01/2009 to 12/31/2009	$8.34	$13.32	1,841,267
01/01/2010 to 12/31/2010	$13.32	$16.99	1,479,120
01/01/2011 to 12/31/2011	$16.99	$14.01	513,298
01/01/2012 to 12/31/2012	$14.01	$14.94	344,526
01/01/2013 to 12/31/2013	$14.94	$17.41	287,699
ProFund VP Bear
01/01/2004 to 12/31/2004	$8.44	$7.45	1,202,243
01/01/2005 to 12/31/2005	$7.45	$7.23	2,169,659
01/01/2006 to 12/31/2006	$7.23	$6.57	1,868,606
01/01/2007 to 12/31/2007	$6.57	$6.50	1,722,065
01/01/2008 to 12/31/2008	$6.50	$8.95	2,326,201
01/01/2009 to 12/31/2009	$8.95	$6.35	1,995,516
01/01/2010 to 12/31/2010	$6.35	$5.13	1,870,682
01/01/2011 to 12/31/2011	$5.13	$4.60	2,082,893
01/01/2012 to 12/31/2012	$4.60	$3.77	965,635
01/01/2013 to 12/31/2013	$3.77	$2.73	911,837
ProFund VP Biotechnology
01/01/2004 to 12/31/2004	$9.75	$10.52	757,678
01/01/2005 to 12/31/2005	$10.52	$12.34	697,687
01/01/2006 to 12/31/2006	$12.34	$11.64	393,923
01/01/2007 to 12/31/2007	$11.64	$11.31	609,746
01/01/2008 to 12/31/2008	$11.31	$11.33	1,249,287
01/01/2009 to 12/31/2009	$11.33	$11.56	355,182
01/01/2010 to 12/31/2010	$11.56	$11.95	254,803
01/01/2011 to 12/31/2011	$11.95	$12.52	188,759
01/01/2012 to 12/31/2012	$12.52	$17.33	338,800
01/01/2013 to 12/31/2013	$17.33	$28.71	326,187
ProFund VP Bull
01/01/2004 to 12/31/2004	$9.84	$10.53	8,215,357
01/01/2005 to 12/31/2005	$10.53	$10.64	7,846,866
01/01/2006 to 12/31/2006	$10.64	$11.90	7,031,661
01/01/2007 to 12/31/2007	$11.90	$12.12	4,013,033
01/01/2008 to 12/31/2008	$12.12	$7.43	2,963,943
01/01/2009 to 12/31/2009	$7.43	$9.08	3,113,781
01/01/2010 to 12/31/2010	$9.08	$10.06	2,476,971
01/01/2011 to 12/31/2011	$10.06	$9.89	3,165,929
01/01/2012 to 12/31/2012	$9.89	$11.08	1,499,016
01/01/2013 to 12/31/2013	$11.08	$14.14	1,204,038

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
ProFund VP Consumer Goods Portfolio
01/01/2004 to 12/31/2004	$9.64	$10.36	369,007
01/01/2005 to 12/31/2005	$10.36	$10.15	161,038
01/01/2006 to 12/31/2006	$10.15	$11.25	548,567
01/01/2007 to 12/31/2007	$11.25	$11.90	715,235
01/01/2008 to 12/31/2008	$11.90	$8.58	609,574
01/01/2009 to 12/31/2009	$8.58	$10.26	812,567
01/01/2010 to 12/31/2010	$10.26	$11.84	702,138
01/01/2011 to 12/31/2011	$11.84	$12.45	765,549
01/01/2012 to 12/31/2012	$12.45	$13.58	450,591
01/01/2013 to 12/31/2013	$13.58	$17.15	573,128
ProFund VP Consumer Services
01/01/2004 to 12/31/2004	$9.04	$9.56	430,620
01/01/2005 to 12/31/2005	$9.56	$8.97	86,431
01/01/2006 to 12/31/2006	$8.97	$9.88	192,639
01/01/2007 to 12/31/2007	$9.88	$8.91	67,292
01/01/2008 to 12/31/2008	$8.91	$6.01	448,604
01/01/2009 to 12/31/2009	$6.01	$7.74	295,250
01/01/2010 to 12/31/2010	$7.74	$9.24	1,046,739
01/01/2011 to 12/31/2011	$9.24	$9.58	481,308
01/01/2012 to 12/31/2012	$9.58	$11.51	539,898
01/01/2013 to 12/31/2013	$11.51	$15.83	745,470
ProFund VP Europe 30
01/01/2004 to 12/31/2004	$10.83	$12.17	1,812,435
01/01/2005 to 12/31/2005	$12.17	$12.94	1,133,420
01/01/2006 to 12/31/2006	$12.94	$14.95	2,790,577
01/01/2007 to 12/31/2007	$14.95	$16.85	1,487,885
01/01/2008 to 12/31/2008	$16.85	$9.28	649,001
01/01/2009 to 12/31/2009	$9.28	$12.07	1,184,717
01/01/2010 to 12/31/2010	$12.07	$12.19	852,300
01/01/2011 to 12/31/2011	$12.19	$10.92	333,570
01/01/2012 to 12/31/2012	$10.92	$12.52	461,143
01/01/2013 to 12/31/2013	$12.52	$14.98	561,564
ProFund VP Financials
01/01/2004 to 12/31/2004	$11.23	$12.19	553,342
01/01/2005 to 12/31/2005	$12.19	$12.46	616,872
01/01/2006 to 12/31/2006	$12.46	$14.38	913,872
01/01/2007 to 12/31/2007	$14.38	$11.44	498,292
01/01/2008 to 12/31/2008	$11.44	$5.57	2,008,426
01/01/2009 to 12/31/2009	$5.57	$6.30	1,432,294
01/01/2010 to 12/31/2010	$6.30	$6.87	1,397,974
01/01/2011 to 12/31/2011	$6.87	$5.82	1,034,776
01/01/2012 to 12/31/2012	$5.82	$7.14	1,345,907
01/01/2013 to 12/31/2013	$7.14	$9.27	1,595,424

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
ProFund VP Health Care
01/01/2004 to 12/31/2004	$9.17	$9.23	1,318,525
01/01/2005 to 12/31/2005	$9.23	$9.63	2,175,821
01/01/2006 to 12/31/2006	$9.63	$9.96	2,106,409
01/01/2007 to 12/31/2007	$9.96	$10.44	2,120,859
01/01/2008 to 12/31/2008	$10.44	$7.78	1,638,682
01/01/2009 to 12/31/2009	$7.78	$9.14	1,148,607
01/01/2010 to 12/31/2010	$9.14	$9.25	875,030
01/01/2011 to 12/31/2011	$9.25	$10.01	924,616
01/01/2012 to 12/31/2012	$10.01	$11.56	1,121,561
01/01/2013 to 12/31/2013	$11.56	$15.89	1,361,062
ProFund VP Industrials
01/01/2004 to 12/31/2004	$10.01	$11.15	253,411
01/01/2005 to 12/31/2005	$11.15	$11.23	211,678
01/01/2006 to 12/31/2006	$11.23	$12.33	242,684
01/01/2007 to 12/31/2007	$12.33	$13.55	708,921
01/01/2008 to 12/31/2008	$13.55	$7.93	348,521
01/01/2009 to 12/31/2009	$7.93	$9.68	634,240
01/01/2010 to 12/31/2010	$9.68	$11.78	641,229
01/01/2011 to 12/31/2011	$11.78	$11.38	404,533
01/01/2012 to 12/31/2012	$11.38	$12.96	379,889
01/01/2013 to 12/31/2013	$12.96	$17.62	514,535
ProFund VP Internet
01/01/2004 to 12/31/2004	$15.00	$17.89	992,879
01/01/2005 to 12/31/2005	$17.89	$18.90	467,320
01/01/2006 to 12/31/2006	$18.90	$18.84	200,072
01/01/2007 to 12/31/2007	$18.84	$20.42	435,015
01/01/2008 to 12/31/2008	$20.42	$11.08	116,246
01/01/2009 to 12/31/2009	$11.08	$19.31	507,210
01/01/2010 to 12/31/2010	$19.31	$25.70	455,035
01/01/2011 to 12/31/2011	$25.70	$23.53	92,624
01/01/2012 to 12/31/2012	$23.53	$27.71	98,828
01/01/2013 to 12/31/2013	$27.71	$41.35	134,453
ProFund VP Japan
01/01/2004 to 12/31/2004	$9.03	$9.55	710,879
01/01/2005 to 12/31/2005	$9.55	$13.31	3,413,954
01/01/2006 to 12/31/2006	$13.31	$14.51	1,650,266
01/01/2007 to 12/31/2007	$14.51	$12.85	552,230
01/01/2008 to 12/31/2008	$12.85	$7.47	553,832
01/01/2009 to 12/31/2009	$7.47	$8.11	519,793
01/01/2010 to 12/31/2010	$8.11	$7.45	414,005
01/01/2011 to 12/31/2011	$7.45	$5.97	292,468
01/01/2012 to 12/31/2012	$5.97	$7.22	445,817
01/01/2013 to 12/31/2013	$7.22	$10.53	616,969

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
ProFund VP Large-Cap Growth
01/01/2004 to 12/31/2004	—	$10.37	72,725
01/01/2005 to 12/31/2005	$10.37	$10.30	2,620,748
01/01/2006 to 12/31/2006	$10.30	$11.05	2,181,106
01/01/2007 to 12/31/2007	$11.05	$11.62	2,009,820
01/01/2008 to 12/31/2008	$11.62	$7.37	1,340,839
01/01/2009 to 12/31/2009	$7.37	$9.40	1,530,601
01/01/2010 to 12/31/2010	$9.40	$10.47	1,282,022
01/01/2011 to 12/31/2011	$10.47	$10.62	1,146,789
01/01/2012 to 12/31/2012	$10.62	$11.77	796,871
01/01/2013 to 12/31/2013	$11.77	$15.12	730,784
ProFund VP Large-Cap Value
01/01/2004 to 12/31/2004	—	$10.37	159,605
01/01/2005 to 12/31/2005	$10.37	$10.51	2,141,309
01/01/2006 to 12/31/2006	$10.51	$12.26	4,023,312
01/01/2007 to 12/31/2007	$12.26	$12.08	1,984,257
01/01/2008 to 12/31/2008	$12.08	$7.07	1,514,949
01/01/2009 to 12/31/2009	$7.07	$8.31	1,108,254
01/01/2010 to 12/31/2010	$8.31	$9.22	1,501,797
01/01/2011 to 12/31/2011	$9.22	$8.96	1,122,050
01/01/2012 to 12/31/2012	$8.96	$10.17	776,810
01/01/2013 to 12/31/2013	$10.17	$12.99	482,427
ProFund VP Mid-Cap Growth
01/01/2004 to 12/31/2004	$9.69	$10.58	2,220,901
01/01/2005 to 12/31/2005	$10.58	$11.58	5,059,312
01/01/2006 to 12/31/2006	$11.58	$11.84	1,594,539
01/01/2007 to 12/31/2007	$11.84	$13.01	2,101,505
01/01/2008 to 12/31/2008	$13.01	$7.83	1,117,437
01/01/2009 to 12/31/2009	$7.83	$10.65	1,903,627
01/01/2010 to 12/31/2010	$10.65	$13.45	2,021,397
01/01/2011 to 12/31/2011	$13.45	$12.85	1,040,542
01/01/2012 to 12/31/2012	$12.85	$14.58	684,764
01/01/2013 to 12/31/2013	$14.58	$18.71	592,623
ProFund VP Mid-Cap Value
01/01/2004 to 12/31/2004	$10.23	$11.67	2,632,869
01/01/2005 to 12/31/2005	$11.67	$12.49	2,164,543
01/01/2006 to 12/31/2006	$12.49	$13.80	1,978,580
01/01/2007 to 12/31/2007	$13.80	$13.70	1,436,105
01/01/2008 to 12/31/2008	$13.70	$8.58	733,971
01/01/2009 to 12/31/2009	$8.58	$11.05	1,398,727
01/01/2010 to 12/31/2010	$11.05	$13.09	908,539
01/01/2011 to 12/31/2011	$13.09	$12.37	727,867
01/01/2012 to 12/31/2012	$12.37	$14.18	552,448
01/01/2013 to 12/31/2013	$14.18	$18.43	479,583

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
ProFund VP NASDAQ-100
01/01/2004 to 12/31/2004	$9.32	$9.94	4,885,351
01/01/2005 to 12/31/2005	$9.94	$9.80	2,467,486
01/01/2006 to 12/31/2006	$9.80	$10.16	1,764,614
01/01/2007 to 12/31/2007	$10.16	$11.76	2,265,084
01/01/2008 to 12/31/2008	$11.76	$6.65	1,171,313
01/01/2009 to 12/31/2009	$6.65	$9.94	1,813,909
01/01/2010 to 12/31/2010	$9.94	$11.56	1,576,633
01/01/2011 to 12/31/2011	$11.56	$11.54	909,044
01/01/2012 to 12/31/2012	$11.54	$13.19	644,940
01/01/2013 to 12/31/2013	$13.19	$17.42	507,723
ProFund VP Oil & Gas
01/01/2004 to 12/31/2004	$10.48	$13.33	1,856,882
01/01/2005 to 12/31/2005	$13.33	$17.22	2,573,777
01/01/2006 to 12/31/2006	$17.22	$20.43	2,251,126
01/01/2007 to 12/31/2007	$20.43	$26.61	2,322,451
01/01/2008 to 12/31/2008	$26.61	$16.50	1,351,549
01/01/2009 to 12/31/2009	$16.50	$18.75	1,326,030
01/01/2010 to 12/31/2010	$18.75	$21.71	1,296,969
01/01/2011 to 12/31/2011	$21.71	$21.83	829,408
01/01/2012 to 12/31/2012	$21.83	$22.09	551,530
01/01/2013 to 12/31/2013	$22.09	$26.96	414,618
ProFund VP Pharmaceuticals
01/01/2004 to 12/31/2004	$8.89	$7.93	527,336
01/01/2005 to 12/31/2005	$7.93	$7.51	515,769
01/01/2006 to 12/31/2006	$7.51	$8.28	716,678
01/01/2007 to 12/31/2007	$8.28	$8.33	492,538
01/01/2008 to 12/31/2008	$8.33	$6.60	588,925
01/01/2009 to 12/31/2009	$6.60	$7.58	521,245
01/01/2010 to 12/31/2010	$7.58	$7.49	268,122
01/01/2011 to 12/31/2011	$7.49	$8.56	862,925
01/01/2012 to 12/31/2012	$8.56	$9.42	302,309
01/01/2013 to 12/31/2013	$9.42	$12.19	276,233
ProFund VP Precious Metals
01/01/2004 to 12/31/2004	$13.29	$11.77	1,479,384
01/01/2005 to 12/31/2005	$11.77	$14.62	2,426,531
01/01/2006 to 12/31/2006	$14.62	$15.44	2,487,596
01/01/2007 to 12/31/2007	$15.44	$18.60	3,177,702
01/01/2008 to 12/31/2008	$18.60	$12.66	2,709,868
01/01/2009 to 12/31/2009	$12.66	$16.86	2,850,817
01/01/2010 to 12/31/2010	$16.86	$22.04	2,921,018
01/01/2011 to 12/31/2011	$22.04	$17.51	2,103,701
01/01/2012 to 12/31/2012	$17.51	$14.71	1,572,080
01/01/2013 to 12/31/2013	$14.71	$8.98	1,162,887

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
ProFund VP Real Estate
01/01/2004 to 12/31/2004	$12.91	$16.15	1,816,706
01/01/2005 to 12/31/2005	$16.15	$16.96	501,989
01/01/2006 to 12/31/2006	$16.96	$22.10	926,728
01/01/2007 to 12/31/2007	$22.10	$17.47	505,436
01/01/2008 to 12/31/2008	$17.47	$10.09	587,638
01/01/2009 to 12/31/2009	$10.09	$12.69	557,087
01/01/2010 to 12/31/2010	$12.69	$15.57	509,622
01/01/2011 to 12/31/2011	$15.57	$16.04	345,408
01/01/2012 to 12/31/2012	$16.04	$18.48	392,557
01/01/2013 to 12/31/2013	$18.48	$18.19	325,883
ProFund VP Rising Rates Opportunity
01/01/2004 to 12/31/2004	$7.56	$6.63	5,314,528
01/01/2005 to 12/31/2005	$6.63	$6.00	3,415,324
01/01/2006 to 12/31/2006	$6.00	$6.50	4,567,551
01/01/2007 to 12/31/2007	$6.50	$6.06	1,806,294
01/01/2008 to 12/31/2008	$6.06	$3.70	2,315,493
01/01/2009 to 12/31/2009	$3.70	$4.81	3,128,225
01/01/2010 to 12/31/2010	$4.81	$3.97	4,679,376
01/01/2011 to 12/31/2011	$3.97	$2.44	2,645,539
01/01/2012 to 12/31/2012	$2.44	$2.23	1,760,429
01/01/2013 to 12/31/2013	$2.23	$2.56	3,779,215
ProFund VP Semiconductor
01/01/2004 to 12/31/2004	$9.51	$7.15	694,352
01/01/2005 to 12/31/2005	$7.15	$7.64	746,084
01/01/2006 to 12/31/2006	$7.64	$6.98	339,250
01/01/2007 to 12/31/2007	$6.98	$7.35	272,048
01/01/2008 to 12/31/2008	$7.35	$3.63	166,664
01/01/2009 to 12/31/2009	$3.63	$5.86	794,698
01/01/2010 to 12/31/2010	$5.86	$6.47	188,040
01/01/2011 to 12/31/2011	$6.47	$6.12	125,111
01/01/2012 to 12/31/2012	$6.12	$5.77	77,903
01/01/2013 to 12/31/2013	$5.77	$7.57	62,931
ProFund VP Short Mid-Cap
01/01/2004 to 12/31/2004	—	$9.70	39,360
01/01/2005 to 12/31/2005	$9.70	$8.64	364,782
01/01/2006 to 12/31/2006	$8.64	$8.18	254,207
01/01/2007 to 12/31/2007	$8.18	$7.82	131,223
01/01/2008 to 12/31/2008	$7.82	$10.14	177,441
01/01/2009 to 12/31/2009	$10.14	$6.44	364,588
01/01/2010 to 12/31/2010	$6.44	$4.70	280,837
01/01/2011 to 12/31/2011	$4.70	$4.24	232,550
01/01/2012 to 12/31/2012	$4.24	$3.38	139,533
01/01/2013 to 12/31/2013	$3.38	$2.40	116,769

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
ProFund VP Short NASDAQ-100
01/01/2004 to 12/31/2004	$6.78	$5.93	908,064
01/01/2005 to 12/31/2005	$5.93	$5.88	2,494,108
01/01/2006 to 12/31/2006	$5.88	$5.70	1,891,265
01/01/2007 to 12/31/2007	$5.70	$4.96	860,024
01/01/2008 to 12/31/2008	$4.96	$7.23	722,924
01/01/2009 to 12/31/2009	$7.23	$4.22	898,026
01/01/2010 to 12/31/2010	$4.22	$3.27	782,589
01/01/2011 to 12/31/2011	$3.27	$2.88	1,249,273
01/01/2012 to 12/31/2012	$2.88	$2.30	957,612
01/01/2013 to 12/31/2013	$2.30	$1.60	348,933
ProFund VP Short Small-Cap
01/01/2004 to 12/31/2004	—	$9.54	136,809
01/01/2005 to 12/31/2005	$9.54	$9.11	220,842
01/01/2006 to 12/31/2006	$9.11	$7.90	560,897
01/01/2007 to 12/31/2007	$7.90	$8.12	1,000,449
01/01/2008 to 12/31/2008	$8.12	$9.92	233,809
01/01/2009 to 12/31/2009	$9.92	$6.59	463,501
01/01/2010 to 12/31/2010	$6.59	$4.61	355,244
01/01/2011 to 12/31/2011	$4.61	$4.12	702,306
01/01/2012 to 12/31/2012	$4.12	$3.28	351,352
01/01/2013 to 12/31/2013	$3.28	$2.22	176,749
ProFund VP Small-Cap Growth
01/01/2004 to 12/31/2004	$10.16	$11.98	4,677,820
01/01/2005 to 12/31/2005	$11.98	$12.67	4,579,886
01/01/2006 to 12/31/2006	$12.67	$13.54	1,643,633
01/01/2007 to 12/31/2007	$13.54	$13.85	676,467
01/01/2008 to 12/31/2008	$13.85	$8.99	990,289
01/01/2009 to 12/31/2009	$8.99	$11.15	1,476,283
01/01/2010 to 12/31/2010	$11.15	$13.79	1,733,790
01/01/2011 to 12/31/2011	$13.79	$13.73	1,437,215
01/01/2012 to 12/31/2012	$13.73	$15.19	495,243
01/01/2013 to 12/31/2013	$15.19	$20.98	722,604
ProFund VP Small-Cap Value
01/01/2004 to 12/31/2004	$9.39	$11.10	4,088,760
01/01/2005 to 12/31/2005	$11.10	$11.35	1,398,441
01/01/2006 to 12/31/2006	$11.35	$13.11	2,446,357
01/01/2007 to 12/31/2007	$13.11	$11.96	714,107
01/01/2008 to 12/31/2008	$11.96	$8.15	838,930
01/01/2009 to 12/31/2009	$8.15	$9.65	610,084
01/01/2010 to 12/31/2010	$9.65	$11.59	743,101
01/01/2011 to 12/31/2011	$11.59	$10.94	752,713
01/01/2012 to 12/31/2012	$10.94	$12.49	481,299
01/01/2013 to 12/31/2013	$12.49	$16.91	412,071

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
ProFund VP Technology
01/01/2004 to 12/31/2004	$8.66	$8.48	727,580
01/01/2005 to 12/31/2005	$8.48	$8.45	577,737
01/01/2006 to 12/31/2006	$8.45	$8.98	673,628
01/01/2007 to 12/31/2007	$8.98	$10.10	1,668,456
01/01/2008 to 12/31/2008	$10.10	$5.53	322,313
01/01/2009 to 12/31/2009	$5.53	$8.78	1,361,950
01/01/2010 to 12/31/2010	$8.78	$9.56	652,534
01/01/2011 to 12/31/2011	$9.56	$9.27	719,037
01/01/2012 to 12/31/2012	$9.27	$10.06	287,188
01/01/2013 to 12/31/2013	$10.06	$12.38	175,316
ProFund VP Telecommunications
01/01/2004 to 12/31/2004	$7.21	$8.19	460,848
01/01/2005 to 12/31/2005	$8.19	$7.52	456,586
01/01/2006 to 12/31/2006	$7.52	$9.93	1,277,316
01/01/2007 to 12/31/2007	$9.93	$10.59	1,098,402
01/01/2008 to 12/31/2008	$10.59	$6.83	840,295
01/01/2009 to 12/31/2009	$6.83	$7.21	472,593
01/01/2010 to 12/31/2010	$7.21	$8.20	847,216
01/01/2011 to 12/31/2011	$8.20	$8.22	476,200
01/01/2012 to 12/31/2012	$8.22	$9.42	486,914
01/01/2013 to 12/31/2013	$9.42	$10.38	375,062
ProFund VP U.S. Government Plus
01/01/2004 to 12/31/2004	$11.08	$11.79	1,051,158
01/01/2005 to 12/31/2005	$11.79	$12.64	2,312,868
01/01/2006 to 12/31/2006	$12.64	$11.86	821,668
01/01/2007 to 12/31/2007	$11.86	$12.85	2,443,725
01/01/2008 to 12/31/2008	$12.85	$18.92	2,696,273
01/01/2009 to 12/31/2009	$18.92	$12.54	1,333,606
01/01/2010 to 12/31/2010	$12.54	$13.58	1,042,250
01/01/2011 to 12/31/2011	$13.58	$19.17	1,145,039
01/01/2012 to 12/31/2012	$19.17	$19.03	721,134
01/01/2013 to 12/31/2013	$19.03	$15.14	419,798
ProFund VP UltraBull
01/01/2004 to 12/31/2004	$10.20	$11.76	2,817,803
01/01/2005 to 12/31/2005	$11.76	$11.87	1,158,024
01/01/2006 to 12/31/2006	$11.87	$14.36	1,596,920
01/01/2007 to 12/31/2007	$14.36	$14.24	1,964,725
01/01/2008 to 12/31/2008	$14.24	$4.57	8,061,341
01/01/2009 to 12/31/2009	$4.57	$6.50	1,590,074
01/01/2010 to 12/31/2010	$6.50	$7.81	914,644
01/01/2011 to 12/31/2011	$7.81	$7.31	689,374
01/01/2012 to 12/31/2012	$7.31	$9.26	451,227
01/01/2013 to 12/31/2013	$9.26	$15.31	302,573

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
ProFund VP UltraMid-Cap
01/01/2004 to 12/31/2004	$9.55	$11.99	3,106,849
01/01/2005 to 12/31/2005	$11.99	$13.91	1,935,489
01/01/2006 to 12/31/2006	$13.91	$15.14	1,588,771
01/01/2007 to 12/31/2007	$15.14	$15.77	1,072,846
01/01/2008 to 12/31/2008	$15.77	$5.04	2,684,256
01/01/2009 to 12/31/2009	$5.04	$8.23	1,356,598
01/01/2010 to 12/31/2010	$8.23	$12.11	1,530,577
01/01/2011 to 12/31/2011	$12.11	$10.28	591,778
01/01/2012 to 12/31/2012	$10.28	$13.40	516,451
01/01/2013 to 12/31/2013	$13.40	$22.48	317,543
ProFund VP UltraNASDAQ-100
01/01/2004 to 12/31/2004	$7.03	$7.89	6,592,447
01/01/2005 to 12/31/2005	$7.89	$7.47	4,740,165
01/01/2006 to 12/31/2006	$7.47	$7.70	2,319,572
01/01/2007 to 12/31/2007	$7.70	$9.73	4,024,405
01/01/2008 to 12/31/2008	$9.73	$2.61	3,358,757
01/01/2009 to 12/31/2009	$2.61	$5.63	1,661,197
01/01/2010 to 12/31/2010	$5.63	$7.48	1,359,439
01/01/2011 to 12/31/2011	$7.48	$7.27	1,795,997
01/01/2012 to 12/31/2012	$7.27	$9.57	563,727
01/01/2013 to 12/31/2013	$9.57	$16.84	561,715
ProFund VP UltraSmall-Cap
01/01/2004 to 12/31/2004	$12.04	$15.52	5,098,565
01/01/2005 to 12/31/2005	$15.52	$15.23	816,754
01/01/2006 to 12/31/2006	$15.23	$18.87	1,580,595
01/01/2007 to 12/31/2007	$18.87	$16.11	527,856
01/01/2008 to 12/31/2008	$16.11	$5.36	2,519,397
01/01/2009 to 12/31/2009	$5.36	$7.39	747,146
01/01/2010 to 12/31/2010	$7.39	$10.79	930,703
01/01/2011 to 12/31/2011	$10.79	$8.61	508,081
01/01/2012 to 12/31/2012	$8.61	$10.97	395,941
01/01/2013 to 12/31/2013	$10.97	$20.13	296,920
ProFund VP Utilities
01/01/2004 to 12/31/2004	$9.34	$11.13	1,060,939
01/01/2005 to 12/31/2005	$11.13	$12.37	1,996,877
01/01/2006 to 12/31/2006	$12.37	$14.51	2,195,309
01/01/2007 to 12/31/2007	$14.51	$16.52	3,808,582
01/01/2008 to 12/31/2008	$16.52	$11.26	1,279,942
01/01/2009 to 12/31/2009	$11.26	$12.27	940,314
01/01/2010 to 12/31/2010	$12.27	$12.78	893,746
01/01/2011 to 12/31/2011	$12.78	$14.77	1,349,692
01/01/2012 to 12/31/2012	$14.77	$14.55	788,140
01/01/2013 to 12/31/2013	$14.55	$16.21	725,550

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
Prudential SP International Growth Portfolio
01/01/2004 to 12/31/2004	—	$10.53	269,671
01/01/2005 to 12/31/2005	$10.53	$12.05	672,243
01/01/2006 to 12/31/2006	$12.05	$14.35	742,865
01/01/2007 to 12/31/2007	$14.35	$16.87	828,104
01/01/2008 to 12/31/2008	$16.87	$8.25	357,600
01/01/2009 to 12/31/2009	$8.25	$11.12	408,047
01/01/2010 to 12/31/2010	$11.12	$12.47	346,910
01/01/2011 to 12/31/2011	$12.47	$10.44	327,254
01/01/2012 to 12/31/2012	$10.44	$12.56	230,539
01/01/2013 to 12/31/2013	$12.56	$14.69	101,416
S&P Target 24 Portfolio
01/01/2004 to 12/31/2004	—	$10.75	173,851
01/01/2005 to 12/31/2005	$10.75	$11.01	304,840
01/01/2006 to 12/31/2006	$11.01	$11.14	290,152
01/01/2007 to 12/31/2007	$11.14	$11.42	274,858
01/01/2008 to 12/31/2008	$11.42	$8.09	259,188
01/01/2009 to 12/31/2009	$8.09	$9.05	240,776
01/01/2010 to 12/31/2010	$9.05	$10.62	226,552
01/01/2011 to 12/31/2011	$10.62	$11.34	243,395
01/01/2012 to 12/31/2012	$11.34	$12.21	149,031
01/01/2013 to 12/31/2013	$12.21	$17.07	202,561
Target Managed VIP Portfolio
01/01/2004 to 12/31/2004	—	$11.32	1,777,316
01/01/2005 to 12/31/2005	$11.32	$11.94	2,420,874
01/01/2006 to 12/31/2006	$11.94	$13.10	2,772,210
01/01/2007 to 12/31/2007	$13.10	$14.10	2,203,754
01/01/2008 to 12/31/2008	$14.10	$7.65	1,345,285
01/01/2009 to 12/31/2009	$7.65	$8.51	861,853
01/01/2010 to 12/31/2010	$8.51	$9.96	654,754
01/01/2011 to 12/31/2011	$9.96	$9.64	581,345
01/01/2012 to 12/31/2012	$9.64	$10.71	565,987
01/01/2013 to 12/31/2013	$10.71	$14.30	532,138
The DOW DART 10 Portfolio
01/01/2004 to 12/31/2004	—	$10.48	155,695
01/01/2005 to 12/31/2005	$10.48	$9.98	194,864
01/01/2006 to 12/31/2006	$9.98	$12.32	481,064
01/01/2007 to 12/31/2007	$12.32	$12.20	235,030
01/01/2008 to 12/31/2008	$12.20	$8.58	249,670
01/01/2009 to 12/31/2009	$8.58	$9.61	136,907
01/01/2010 to 12/31/2010	$9.61	$11.04	221,649
01/01/2011 to 12/31/2011	$11.04	$11.69	189,624
01/01/2012 to 12/31/2012	$11.69	$12.73	184,517
01/01/2013 to 12/31/2013	$12.73	$16.39	166,823
The DOW Target Dividend Portfolio
05/02/2005* to 12/31/2005	$10.00	$9.76	1,240,525
01/01/2006 to 12/31/2006	$9.76	$11.34	2,310,768
01/01/2007 to 12/31/2007	$11.34	$11.28	2,000,024
01/01/2008 to 12/31/2008	$11.28	$6.59	1,374,063
01/01/2009 to 12/31/2009	$6.59	$7.40	996,116
01/01/2010 to 12/31/2010	$7.40	$8.48	902,956
01/01/2011 to 12/31/2011	$8.48	$8.84	1,077,472
01/01/2012 to 12/31/2012	$8.84	$9.18	630,897
01/01/2013 to 12/31/2013	$9.18	$11.57	561,037

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
Value Line Target 25 Portfolio
01/01/2004 to 12/31/2004	—	$12.59	389,792
01/01/2005 to 12/31/2005	$12.59	$14.82	1,068,337
01/01/2006 to 12/31/2006	$14.82	$15.00	1,119,827
01/01/2007 to 12/31/2007	$15.00	$17.43	1,173,103
01/01/2008 to 12/31/2008	$17.43	$7.74	1,027,401
01/01/2009 to 12/31/2009	$7.74	$8.16	663,617
01/01/2010 to 12/31/2010	$8.16	$10.47	604,695
01/01/2011 to 12/31/2011	$10.47	$7.75	467,540
01/01/2012 to 12/31/2012	$7.75	$9.25	312,129
01/01/2013 to 12/31/2013	$9.25	$11.96	253,593
Wells Fargo Advantage VT Equity Income
01/01/2004 to 12/31/2004	$10.23	$11.18	590,808
01/01/2005 to 12/31/2005	$11.18	$11.59	534,648
01/01/2006 to 12/31/2006	$11.59	$13.51	582,613
01/01/2007 to 12/31/2007	$13.51	$13.66	497,287
01/01/2008 to 12/31/2008	$13.66	$8.53	312,113
01/01/2009 to 12/31/2009	$8.53	$9.81	287,896
01/01/2010 to 07/16/2010	$9.81	$9.43	0
Wells Fargo Advantage VT International Equity Portfolio Share Class 1
07/16/2010* to 12/31/2010	$13.33	$16.11	637,587
01/01/2011 to 12/31/2011	$16.11	$13.82	523,908
01/01/2012 to 12/31/2012	$13.82	$15.45	401,945
01/01/2013 to 12/31/2013	$15.45	$18.23	283,907
Wells Fargo Advantage VT Intrinsic Value Portfolio Share Class 2
07/16/2010* to 12/31/2010	$9.43	$10.98	306,415
01/01/2011 to 12/31/2011	$10.98	$10.57	290,158
01/01/2012 to 12/31/2012	$10.57	$12.42	233,447
01/01/2013 to 12/31/2013	$12.42	$15.91	251,990
Wells Fargo Advantage VT Omega Growth Portfolio Share Class 1
07/16/2010* to 12/31/2010	$12.54	$15.82	385,986
01/01/2011 to 12/31/2011	$15.82	$14.72	411,256
01/01/2012 to 12/31/2012	$14.72	$17.48	413,544
01/01/2013 to 12/31/2013	$17.48	$24.11	306,342
Wells Fargo Advantage VT Small Cap Growth Portfolio Share Class 1
07/16/2010* to 12/31/2010	$9.59	$12.25	617,813
01/01/2011 to 12/31/2011	$12.25	$11.52	383,450
01/01/2012 to 12/31/2012	$11.52	$12.25	264,060
01/01/2013 to 12/31/2013	$12.25	$18.14	293,944

*	Denotes the start date of these sub-accounts

ASXT SIX

Prudential Annuities Life Assurance Corporation

Prospectus

ACCUMULATION UNIT VALUES: With HD GRO 60 bps and Combo 5%/HAV 80 bps OR GRO Plus 2008 60 bps and Combo 5%/HAV 80 bps (3.05%)

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Academic Strategies Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$10.02	$12.13	20,597
01/01/2010 to 12/31/2010	$12.13	$13.17	65,536
01/01/2011 to 12/31/2011	$13.17	$12.43	29,622
01/01/2012 to 12/31/2012	$12.43	$13.57	36,253
01/01/2013 to 12/31/2013	$13.57	$14.46	11,985
AST Advanced Strategies Portfolio
05/01/2009 to 12/31/2009	$10.04	$12.33	33,933
01/01/2010 to 12/31/2010	$12.33	$13.59	52,061
01/01/2011 to 12/31/2011	$13.59	$13.19	26,435
01/01/2012 to 12/31/2012	$13.19	$14.54	36,464
01/01/2013 to 12/31/2013	$14.54	$16.43	19,293
AST American Century Income & Growth Portfolio
05/01/2009 to 12/31/2009	$10.08	$12.38	11,520
01/01/2010 to 12/31/2010	$12.38	$13.66	10,502
01/01/2011 to 12/31/2011	$13.66	$13.72	7,324
01/01/2012 to 05/04/2012	$13.72	$14.83	0
AST Balanced Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$10.02	$11.96	104,004
01/01/2010 to 12/31/2010	$11.96	$13.02	131,786
01/01/2011 to 12/31/2011	$13.02	$12.47	52,667
01/01/2012 to 12/31/2012	$12.47	$13.60	56,424
01/01/2013 to 12/31/2013	$13.60	$15.51	26,419
AST BlackRock Global Strategies Portfolio
05/02/2011* to 12/31/2011	$10.00	$9.08	0
01/01/2012 to 12/31/2012	$9.08	$9.85	0
01/01/2013 to 12/31/2013	$9.85	$10.58	3,133
AST BlackRock iShares ETF Portfolio
04/29/2013* to 12/31/2013	$10.00	$10.40	1,087
AST Bond Portfolio 2015
05/01/2009 to 12/31/2009	$9.96	$9.92	0
01/01/2010 to 12/31/2010	$9.92	$10.52	0
01/01/2011 to 12/31/2011	$10.52	$10.85	0
01/01/2012 to 12/31/2012	$10.85	$10.84	0
01/01/2013 to 12/31/2013	$10.84	$10.48	0
AST Bond Portfolio 2016
05/01/2009 to 12/31/2009	$9.94	$9.54	10,856
01/01/2010 to 12/31/2010	$9.54	$10.23	53,548
01/01/2011 to 12/31/2011	$10.23	$10.88	99,457
01/01/2012 to 12/31/2012	$10.88	$10.98	49,369
01/01/2013 to 12/31/2013	$10.98	$10.58	31,441
AST Bond Portfolio 2017
01/04/2010* to 12/31/2010	$10.00	$10.63	78,013
01/01/2011 to 12/31/2011	$10.63	$11.48	166,186
01/01/2012 to 12/31/2012	$11.48	$11.70	128,946
01/01/2013 to 12/31/2013	$11.70	$11.11	97,521

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Bond Portfolio 2018
05/01/2009 to 12/31/2009	$9.92	$9.61	0
01/01/2010 to 12/31/2010	$9.61	$10.36	0
01/01/2011 to 12/31/2011	$10.36	$11.41	300,079
01/01/2012 to 12/31/2012	$11.41	$11.69	203,929
01/01/2013 to 12/31/2013	$11.69	$10.98	124,021
AST Bond Portfolio 2019
05/01/2009 to 12/31/2009	$9.91	$9.51	0
01/01/2010 to 12/31/2010	$9.51	$10.27	0
01/01/2011 to 12/31/2011	$10.27	$11.55	0
01/01/2012 to 12/31/2012	$11.55	$11.85	57,097
01/01/2013 to 12/31/2013	$11.85	$10.93	75,887
AST Bond Portfolio 2020
05/01/2009 to 12/31/2009	$9.88	$9.19	0
01/01/2010 to 12/31/2010	$9.19	$9.96	67,081
01/01/2011 to 12/31/2011	$9.96	$11.46	5,989
01/01/2012 to 12/31/2012	$11.46	$11.82	3,224
01/01/2013 to 12/31/2013	$11.82	$10.71	100,166
AST Bond Portfolio 2021
01/04/2010* to 12/31/2010	$10.00	$10.87	55,827
01/01/2011 to 12/31/2011	$10.87	$12.68	479,189
01/01/2012 to 12/31/2012	$12.68	$13.12	250,845
01/01/2013 to 12/31/2013	$13.12	$11.83	78,873
AST Bond Portfolio 2022
01/03/2011* to 12/31/2011	$10.00	$11.87	148,179
01/01/2012 to 12/31/2012	$11.87	$12.18	231,919
01/01/2013 to 12/31/2013	$12.18	$10.66	25,469
AST Bond Portfolio 2023
01/03/2012* to 12/31/2012	$10.00	$10.27	77,251
01/01/2013 to 12/31/2013	$10.27	$8.94	685,322
AST Bond Portfolio 2024
01/02/2013* to 12/31/2013	$10.00	$8.64	347,529
AST Capital Growth Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$10.04	$12.23	88,371
01/01/2010 to 12/31/2010	$12.23	$13.44	112,968
01/01/2011 to 12/31/2011	$13.44	$12.71	48,818
01/01/2012 to 12/31/2012	$12.71	$14.02	64,061
01/01/2013 to 12/31/2013	$14.02	$16.67	34,911
AST ClearBridge Dividend Growth Portfolio formerly, AST Clearbridge Dividend Growth Portfolio
02/25/2013* to 12/31/2013	$10.00	$11.52	0
AST Cohen & Steers Realty Portfolio
05/01/2009 to 12/31/2009	$9.61	$14.41	3,009
01/01/2010 to 12/31/2010	$14.41	$17.98	2,762
01/01/2011 to 12/31/2011	$17.98	$18.59	1,055
01/01/2012 to 12/31/2012	$18.59	$20.78	1,973
01/01/2013 to 12/31/2013	$20.78	$20.78	973
AST Defensive Asset Allocation Portfolio
04/29/2013* to 12/31/2013	$10.00	$9.60	0

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Federated Aggressive Growth Portfolio
05/01/2009 to 12/31/2009	$9.98	$12.90	3,606
01/01/2010 to 12/31/2010	$12.90	$16.57	4,862
01/01/2011 to 12/31/2011	$16.57	$13.96	5,255
01/01/2012 to 12/31/2012	$13.96	$16.25	5,823
01/01/2013 to 12/31/2013	$16.25	$22.19	4,781
AST FI Pyramis® Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$10.03	$11.89	9,882
01/01/2010 to 12/31/2010	$11.89	$13.06	11,383
01/01/2011 to 12/31/2011	$13.06	$12.35	6,047
01/01/2012 to 12/31/2012	$12.35	$13.61	6,502
01/01/2013 to 12/31/2013	$13.61	$15.73	1,090
AST First Trust Balanced Target Portfolio
05/01/2009 to 12/31/2009	$10.01	$12.21	40,030
01/01/2010 to 12/31/2010	$12.21	$13.54	69,693
01/01/2011 to 12/31/2011	$13.54	$12.93	27,636
01/01/2012 to 12/31/2012	$12.93	$13.87	29,060
01/01/2013 to 12/31/2013	$13.87	$15.43	12,216
AST Franklin Templeton Founding Funds Allocation Portfolio
04/30/2012* to 12/31/2012	$10.00	$10.64	85,979
01/01/2013 to 12/31/2013	$10.64	$12.85	61,658
AST Franklin Templeton Founding Funds Plus Portfolio
04/29/2013* to 12/31/2013	$10.00	$10.71	0
AST Global Real Estate Portfolio
05/01/2009 to 12/31/2009	$9.86	$13.84	5,212
01/01/2010 to 12/31/2010	$13.84	$16.13	5,671
01/01/2011 to 12/31/2011	$16.13	$14.85	2,697
01/01/2012 to 12/31/2012	$14.85	$18.26	2,502
01/01/2013 to 12/31/2013	$18.26	$18.47	757
AST Goldman Sachs Concentrated Growth Portfolio
05/01/2009 to 12/31/2009	$10.05	$12.75	5,300
01/01/2010 to 12/31/2010	$12.75	$13.64	5,682
01/01/2011 to 12/31/2011	$13.64	$12.70	564
01/01/2012 to 12/31/2012	$12.70	$14.74	1,000
01/01/2013 to 12/31/2013	$14.74	$18.54	549
AST Goldman Sachs Large-Cap Value Portfolio
05/01/2009 to 12/31/2009	$10.12	$12.12	5,259
01/01/2010 to 12/31/2010	$12.12	$13.27	4,461
01/01/2011 to 12/31/2011	$13.27	$12.15	2,054
01/01/2012 to 12/31/2012	$12.15	$14.10	2,577
01/01/2013 to 12/31/2013	$14.10	$18.25	2,072
AST Goldman Sachs Mid-Cap Growth Portfolio
05/01/2009 to 12/31/2009	$10.06	$13.39	10,087
01/01/2010 to 12/31/2010	$13.39	$15.56	11,918
01/01/2011 to 12/31/2011	$15.56	$14.64	5,719
01/01/2012 to 12/31/2012	$14.64	$16.97	5,361
01/01/2013 to 12/31/2013	$16.97	$21.75	3,788

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Goldman Sachs Multi-Asset Portfolio formerly, AST Horizon Moderate Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$10.02	$11.78	8,173
01/01/2010 to 12/31/2010	$11.78	$12.74	48,976
01/01/2011 to 12/31/2011	$12.74	$12.29	29,103
01/01/2012 to 12/31/2012	$12.29	$13.13	27,510
01/01/2013 to 12/31/2013	$13.13	$13.98	3,763
AST Goldman Sachs Small-Cap Value Portfolio
05/01/2009 to 12/31/2009	$9.95	$12.67	11,393
01/01/2010 to 12/31/2010	$12.67	$15.58	11,365
01/01/2011 to 12/31/2011	$15.58	$15.30	2,764
01/01/2012 to 12/31/2012	$15.30	$17.16	5,135
01/01/2013 to 12/31/2013	$17.16	$23.09	1,883
AST Herndon Large-Cap Value Portfolio formerly, AST BlackRock Value Portfolio
05/01/2009 to 12/31/2009	$10.10	$12.67	3,083
01/01/2010 to 12/31/2010	$12.67	$13.81	2,749
01/01/2011 to 12/31/2011	$13.81	$13.33	1,157
01/01/2012 to 12/31/2012	$13.33	$14.65	912
01/01/2013 to 12/31/2013	$14.65	$19.12	533
AST High Yield Portfolio
05/01/2009 to 12/31/2009	$10.02	$12.43	5,092
01/01/2010 to 12/31/2010	$12.43	$13.68	10,081
01/01/2011 to 12/31/2011	$13.68	$13.68	2,509
01/01/2012 to 12/31/2012	$13.68	$15.11	5,003
01/01/2013 to 12/31/2013	$15.11	$15.70	4,092
AST International Growth Portfolio
05/01/2009 to 12/31/2009	$10.14	$13.18	2,490
01/01/2010 to 12/31/2010	$13.18	$14.63	11,291
01/01/2011 to 12/31/2011	$14.63	$12.35	3,255
01/01/2012 to 12/31/2012	$12.35	$14.42	4,810
01/01/2013 to 12/31/2013	$14.42	$16.64	2,931
AST International Value Portfolio
05/01/2009 to 12/31/2009	$10.12	$13.01	2,413
01/01/2010 to 12/31/2010	$13.01	$14.02	2,501
01/01/2011 to 12/31/2011	$14.02	$11.88	1,271
01/01/2012 to 12/31/2012	$11.88	$13.44	1,073
01/01/2013 to 12/31/2013	$13.44	$15.57	345
AST J.P. Morgan Global Thematic Portfolio
05/01/2009 to 12/31/2009	$10.04	$12.17	20,236
01/01/2010 to 12/31/2010	$12.17	$13.42	32,414
01/01/2011 to 12/31/2011	$13.42	$12.94	14,505
01/01/2012 to 12/31/2012	$12.94	$14.25	12,999
01/01/2013 to 12/31/2013	$14.25	$16.07	2,443
AST J.P. Morgan International Equity Portfolio formerly, AST JPMorgan International Equity Portfolio
05/01/2009 to 12/31/2009	$10.13	$13.50	6,659
01/01/2010 to 12/31/2010	$13.50	$14.02	15,984
01/01/2011 to 12/31/2011	$14.02	$12.35	3,646
01/01/2012 to 12/31/2012	$12.35	$14.60	4,897
01/01/2013 to 12/31/2013	$14.60	$16.33	2,837

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST J.P. Morgan Strategic Opportunities Portfolio
05/01/2009 to 12/31/2009	$10.08	$11.59	20,757
01/01/2010 to 12/31/2010	$11.59	$12.06	27,863
01/01/2011 to 12/31/2011	$12.06	$11.72	14,468
01/01/2012 to 12/31/2012	$11.72	$12.58	14,931
01/01/2013 to 12/31/2013	$12.58	$13.54	3,132
AST Jennison Large-Cap Growth Portfolio
11/16/2009* to 12/31/2009	$10.08	$10.27	0
01/01/2010 to 12/31/2010	$10.27	$11.09	692
01/01/2011 to 12/31/2011	$11.09	$10.82	502
01/01/2012 to 12/31/2012	$10.82	$12.08	5,202
01/01/2013 to 12/31/2013	$12.08	$15.99	3,955
AST Jennison Large-Cap Value Portfolio
11/16/2009* to 12/31/2009	$10.14	$10.28	0
01/01/2010 to 12/31/2010	$10.28	$11.34	916
01/01/2011 to 12/31/2011	$11.34	$10.34	252
01/01/2012 to 12/31/2012	$10.34	$11.36	289
01/01/2013 to 12/31/2013	$11.36	$14.47	201
AST Large-Cap Value Portfolio
05/01/2009 to 12/31/2009	$10.06	$12.65	573
01/01/2010 to 12/31/2010	$12.65	$13.88	14,237
01/01/2011 to 12/31/2011	$13.88	$12.89	2,571
01/01/2012 to 12/31/2012	$12.89	$14.61	3,452
01/01/2013 to 12/31/2013	$14.61	$19.81	2,533
AST Loomis Sayles Large-Cap Growth Portfolio formerly, AST Marsico Capital Growth Portfolio
05/01/2009 to 12/31/2009	$10.01	$12.63	10,541
01/01/2010 to 12/31/2010	$12.63	$14.66	10,205
01/01/2011 to 12/31/2011	$14.66	$14.09	6,178
01/01/2012 to 12/31/2012	$14.09	$15.33	5,047
01/01/2013 to 12/31/2013	$15.33	$20.31	4,771
AST Lord Abbett Core Fixed Income Portfolio
05/01/2009 to 12/31/2009	$10.03	$12.00	1,494
01/01/2010 to 12/31/2010	$12.00	$13.20	5,460
01/01/2011 to 12/31/2011	$13.20	$14.10	3,371
01/01/2012 to 12/31/2012	$14.10	$14.48	3,340
01/01/2013 to 12/31/2013	$14.48	$13.76	550
AST MFS Global Equity Portfolio
05/01/2009 to 12/31/2009	$10.07	$13.28	9,929
01/01/2010 to 12/31/2010	$13.28	$14.42	7,763
01/01/2011 to 12/31/2011	$14.42	$13.54	3,117
01/01/2012 to 12/31/2012	$13.54	$16.16	6,301
01/01/2013 to 12/31/2013	$16.16	$20.00	2,669
AST MFS Growth Portfolio
05/01/2009 to 12/31/2009	$10.03	$12.07	12,013
01/01/2010 to 12/31/2010	$12.07	$13.20	19,094
01/01/2011 to 12/31/2011	$13.20	$12.72	5,650
01/01/2012 to 12/31/2012	$12.72	$14.44	12,520
01/01/2013 to 12/31/2013	$14.44	$19.14	7,446
AST MFS Large-Cap Value Portfolio
08/20/2012* to 12/31/2012	$10.00	$10.14	0
01/01/2013 to 12/31/2013	$10.14	$13.23	0

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Mid-Cap Value Portfolio
05/01/2009 to 12/31/2009	$9.99	$13.14	12,399
01/01/2010 to 12/31/2010	$13.14	$15.75	8,558
01/01/2011 to 12/31/2011	$15.75	$14.74	4,926
01/01/2012 to 12/31/2012	$14.74	$16.92	5,226
01/01/2013 to 12/31/2013	$16.92	$21.73	2,453
AST Money Market Portfolio
05/01/2009 to 12/31/2009	$10.00	$9.80	61,155
01/01/2010 to 12/31/2010	$9.80	$9.50	66,807
01/01/2011 to 12/31/2011	$9.50	$9.22	22,753
01/01/2012 to 12/31/2012	$9.22	$8.94	21,654
01/01/2013 to 12/31/2013	$8.94	$8.66	38,219
AST Neuberger Berman / LSV Mid-Cap Value Portfolio
05/01/2009 to 12/31/2009	$10.13	$13.62	1,324
01/01/2010 to 12/31/2010	$13.62	$16.31	2,199
01/01/2011 to 12/31/2011	$16.31	$15.42	751
01/01/2012 to 12/31/2012	$15.42	$17.51	4,345
01/01/2013 to 12/31/2013	$17.51	$24.10	3,593
AST Neuberger Berman Core Bond Portfolio
10/31/2011* to 12/31/2011	$10.03	$10.05	0
01/01/2012 to 12/31/2012	$10.05	$10.21	454
01/01/2013 to 12/31/2013	$10.21	$9.62	0
AST Neuberger Berman Mid-Cap Growth Portfolio
05/01/2009 to 12/31/2009	$9.98	$12.28	2,880
01/01/2010 to 12/31/2010	$12.28	$15.32	12,697
01/01/2011 to 12/31/2011	$15.32	$15.10	3,661
01/01/2012 to 12/31/2012	$15.10	$16.46	10,250
01/01/2013 to 12/31/2013	$16.46	$21.16	6,640
AST Neuberger Berman Small-Cap Growth Portfolio
05/01/2009 to 12/31/2009	$9.93	$11.99	1,364
01/01/2010 to 12/31/2010	$11.99	$13.98	13,027
01/01/2011 to 04/29/2011	$13.98	$15.60	0
AST New Discovery Asset Allocation Portfolio
04/30/2012* to 12/31/2012	$10.00	$10.22	17,403
01/01/2013 to 12/31/2013	$10.22	$11.79	12,005
AST Parametric Emerging Markets Equity Portfolio
05/01/2009 to 12/31/2009	$10.05	$14.70	544
01/01/2010 to 12/31/2010	$14.70	$17.42	8,655
01/01/2011 to 12/31/2011	$17.42	$13.47	3,004
01/01/2012 to 12/31/2012	$13.47	$15.40	3,488
01/01/2013 to 12/31/2013	$15.40	$14.96	966
AST PIMCO Limited Maturity Bond Portfolio
05/01/2009 to 12/31/2009	$9.99	$10.41	10,719
01/01/2010 to 12/31/2010	$10.41	$10.49	8,917
01/01/2011 to 12/31/2011	$10.49	$10.40	3,150
01/01/2012 to 12/31/2012	$10.40	$10.55	3,391
01/01/2013 to 12/31/2013	$10.55	$10.01	590
AST PIMCO Total Return Bond Portfolio
05/01/2009 to 12/31/2009	$9.98	$10.98	109,219
01/01/2010 to 12/31/2010	$10.98	$11.46	174,087
01/01/2011 to 12/31/2011	$11.46	$11.47	92,726
01/01/2012 to 12/31/2012	$11.47	$12.15	96,820
01/01/2013 to 12/31/2013	$12.15	$11.57	35,919

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Preservation Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$10.02	$11.53	117,847
01/01/2010 to 12/31/2010	$11.53	$12.36	141,279
01/01/2011 to 12/31/2011	$12.36	$12.10	76,596
01/01/2012 to 12/31/2012	$12.10	$12.95	76,027
01/01/2013 to 12/31/2013	$12.95	$13.71	18,950
AST Prudential Core Bond Portfolio
10/31/2011* to 12/31/2011	$10.02	$10.05	193
01/01/2012 to 12/31/2012	$10.05	$10.43	85
01/01/2013 to 12/31/2013	$10.43	$9.88	0
AST Prudential Growth Allocation Portfolio formerly, AST First Trust Capital Appreciation Target Portfolio
05/01/2009 to 12/31/2009	$9.98	$12.07	33,032
01/01/2010 to 12/31/2010	$12.07	$13.93	76,341
01/01/2011 to 12/31/2011	$13.93	$12.67	31,690
01/01/2012 to 12/31/2012	$12.67	$13.87	41,291
01/01/2013 to 12/31/2013	$13.87	$15.74	17,345
AST QMA US Equity Alpha Portfolio
05/01/2009 to 12/31/2009	$10.08	$12.72	56
01/01/2010 to 12/31/2010	$12.72	$14.19	312
01/01/2011 to 12/31/2011	$14.19	$14.23	118
01/01/2012 to 12/31/2012	$14.23	$16.39	83
01/01/2013 to 12/31/2013	$16.39	$21.05	34
AST Quantitative Modeling Portfolio
05/02/2011* to 12/31/2011	$10.00	$8.81	0
01/01/2012 to 12/31/2012	$8.81	$9.67	0
01/01/2013 to 12/31/2013	$9.67	$11.47	0
AST RCM World Trends Portfolio formerly, AST CLS Moderate Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$10.04	$11.86	24,557
01/01/2010 to 12/31/2010	$11.86	$12.87	39,827
01/01/2011 to 12/31/2011	$12.87	$12.25	16,831
01/01/2012 to 12/31/2012	$12.25	$13.09	20,040
01/01/2013 to 12/31/2013	$13.09	$14.27	5,148
AST Schroders Global Tactical Portfolio
05/01/2009 to 12/31/2009	$10.05	$12.26	8,395
01/01/2010 to 12/31/2010	$12.26	$13.59	20,779
01/01/2011 to 12/31/2011	$13.59	$12.86	9,445
01/01/2012 to 12/31/2012	$12.86	$14.45	11,058
01/01/2013 to 12/31/2013	$14.45	$16.54	4,145
AST Schroders Multi-Asset World Strategies Portfolio
05/01/2009 to 12/31/2009	$10.08	$12.30	20,952
01/01/2010 to 12/31/2010	$12.30	$13.34	37,585
01/01/2011 to 12/31/2011	$13.34	$12.49	18,344
01/01/2012 to 12/31/2012	$12.49	$13.46	17,149
01/01/2013 to 12/31/2013	$13.46	$14.93	6,711
AST Small-Cap Growth Portfolio
05/01/2009 to 12/31/2009	$10.01	$13.05	1,009
01/01/2010 to 12/31/2010	$13.05	$17.25	4,684
01/01/2011 to 12/31/2011	$17.25	$16.57	1,545
01/01/2012 to 12/31/2012	$16.57	$18.01	4,955
01/01/2013 to 12/31/2013	$18.01	$23.61	3,505

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Small-Cap Value Portfolio
05/01/2009 to 12/31/2009	$9.98	$12.85	758
01/01/2010 to 12/31/2010	$12.85	$15.70	9,508
01/01/2011 to 12/31/2011	$15.70	$14.31	2,394
01/01/2012 to 12/31/2012	$14.31	$16.40	3,290
01/01/2013 to 12/31/2013	$16.40	$21.84	2,171
AST T. Rowe Price Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$10.04	$12.06	43,885
01/01/2010 to 12/31/2010	$12.06	$13.05	45,724
01/01/2011 to 12/31/2011	$13.05	$12.90	20,735
01/01/2012 to 12/31/2012	$12.90	$14.19	29,389
01/01/2013 to 12/31/2013	$14.19	$16.08	15,266
AST T. Rowe Price Equity Income Portfolio
05/01/2009 to 12/31/2009	$10.10	$12.82	240
01/01/2010 to 12/31/2010	$12.82	$14.07	187
01/01/2011 to 12/31/2011	$14.07	$13.42	1,337
01/01/2012 to 12/31/2012	$13.42	$15.25	120
01/01/2013 to 12/31/2013	$15.25	$19.18	429
AST T. Rowe Price Large-Cap Growth Portfolio
05/01/2009 to 12/31/2009	$9.99	$13.07	5,649
01/01/2010 to 12/31/2010	$13.07	$14.68	16,473
01/01/2011 to 12/31/2011	$14.68	$13.99	4,943
01/01/2012 to 12/31/2012	$13.99	$15.95	7,580
01/01/2013 to 12/31/2013	$15.95	$22.27	3,641
AST T. Rowe Price Natural Resources Portfolio
05/01/2009 to 12/31/2009	$10.30	$13.66	22,188
01/01/2010 to 12/31/2010	$13.66	$15.96	33,585
01/01/2011 to 12/31/2011	$15.96	$13.16	12,364
01/01/2012 to 12/31/2012	$13.16	$13.22	17,404
01/01/2013 to 12/31/2013	$13.22	$14.79	7,649
AST Templeton Global Bond Portfolio formerly, AST T. Rowe Price Global Bond Portfolio
05/01/2009 to 12/31/2009	$10.02	$11.03	7,216
01/01/2010 to 12/31/2010	$11.03	$11.31	13,161
01/01/2011 to 12/31/2011	$11.31	$11.42	8,552
01/01/2012 to 12/31/2012	$11.42	$11.65	8,562
01/01/2013 to 12/31/2013	$11.65	$10.87	953
AST Wellington Management Hedged Equity Portfolio
05/01/2009 to 12/31/2009	$10.06	$12.68	35,658
01/01/2010 to 12/31/2010	$12.68	$14.09	29,905
01/01/2011 to 12/31/2011	$14.09	$13.19	9,998
01/01/2012 to 12/31/2012	$13.19	$14.19	18,422
01/01/2013 to 12/31/2013	$14.19	$16.58	11,668
AST Western Asset Core Plus Bond Portfolio
05/01/2009 to 12/31/2009	$9.99	$10.68	608
01/01/2010 to 12/31/2010	$10.68	$11.17	8,009
01/01/2011 to 12/31/2011	$11.17	$11.48	2,004
01/01/2012 to 12/31/2012	$11.48	$12.00	4,104
01/01/2013 to 12/31/2013	$12.00	$11.46	1,345
Evergreen VA Growth Fund
05/01/2009 to 12/31/2009	$10.04	$12.55	0
01/01/2010 to 07/16/2010	$12.55	$12.19	0

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
Evergreen VA International Equity Fund
05/01/2009 to 12/31/2009	$10.05	$12.65	96
01/01/2010 to 07/16/2010	$12.65	$11.93	0
Evergreen VA Omega Fund
05/01/2009 to 12/31/2009	$9.89	$12.76	471
01/01/2010 to 07/16/2010	$12.76	$11.82	0
First Trust Target Focus Four Portfolio
05/01/2009 to 12/31/2009	$10.10	$13.19	0
01/01/2010 to 12/31/2010	$13.19	$15.21	400
01/01/2011 to 12/31/2011	$15.21	$13.14	113
01/01/2012 to 12/31/2012	$13.14	$14.50	127
01/01/2013 to 12/31/2013	$14.50	$18.43	0
Franklin Templeton VIP Founding Funds Allocation Fund
05/01/2009 to 12/31/2009	$10.07	$12.74	43,424
01/01/2010 to 12/31/2010	$12.74	$13.62	109,519
01/01/2011 to 12/31/2011	$13.62	$12.98	50,893
01/01/2012 to 09/21/2012	$12.98	$14.39	0
Global Dividend Target 15 Portfolio
05/01/2009 to 12/31/2009	$10.06	$14.39	685
01/01/2010 to 12/31/2010	$14.39	$15.31	1,333
01/01/2011 to 12/31/2011	$15.31	$13.73	657
01/01/2012 to 12/31/2012	$13.73	$16.69	812
01/01/2013 to 12/31/2013	$16.69	$18.50	52
Invesco V.I. Capital Development Fund – Series I
04/29/2011* to 12/31/2011	$10.03	$8.09	380
01/01/2012 to 04/27/2012	$8.09	$9.13	0
Invesco V.I. Diversified Dividend Fund – Series I
04/29/2011* to 12/31/2011	$9.99	$9.03	981
01/01/2012 to 12/31/2012	$9.03	$10.40	1,301
01/01/2013 to 12/31/2013	$10.40	$13.21	478
Invesco V.I. Dynamics Fund – Series I
05/01/2009 to 12/31/2009	$10.04	$13.06	637
01/01/2010 to 12/31/2010	$13.06	$15.68	576
01/01/2011 to 04/29/2011	$15.68	$17.38	0
Invesco V.I. Financial Services Fund – Series I
05/01/2009 to 12/31/2009	$10.00	$13.90	2,477
01/01/2010 to 12/31/2010	$13.90	$14.86	1,798
01/01/2011 to 04/29/2011	$14.86	$15.61	0
Invesco V.I. Global Health Care Fund – Series I
05/01/2009 to 12/31/2009	$9.95	$12.67	410
01/01/2010 to 12/31/2010	$12.67	$12.93	1,135
01/01/2011 to 12/31/2011	$12.93	$13.03	509
01/01/2012 to 12/31/2012	$13.03	$15.28	646
01/01/2013 to 12/31/2013	$15.28	$20.81	58
Invesco V.I. Mid Cap Growth Portfolio, Series I formerly, Invesco Van Kampen V.I. Mid Cap Growth Fund – Series I
04/27/2012* to 12/31/2012	$10.05	$9.67	486
01/01/2013 to 12/31/2013	$9.67	$12.85	147

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
NVIT Developing Markets Fund
05/01/2009 to 12/31/2009	$10.12	$14.41	3,106
01/01/2010 to 12/31/2010	$14.41	$16.23	2,867
01/01/2011 to 12/31/2011	$16.23	$12.21	701
01/01/2012 to 12/31/2012	$12.21	$13.82	674
01/01/2013 to 12/31/2013	$13.82	$13.40	15
ProFund VP Asia 30
05/01/2009 to 12/31/2009	$10.20	$13.92	0
01/01/2010 to 12/31/2010	$13.92	$15.37	0
01/01/2011 to 12/31/2011	$15.37	$10.88	0
01/01/2012 to 12/31/2012	$10.88	$12.18	0
01/01/2013 to 12/31/2013	$12.18	$13.58	0
ProFund VP Banks
05/01/2009 to 12/31/2009	$9.77	$12.43	0
01/01/2010 to 12/31/2010	$12.43	$13.05	0
01/01/2011 to 12/31/2011	$13.05	$9.27	0
01/01/2012 to 12/31/2012	$9.27	$11.99	0
01/01/2013 to 12/31/2013	$11.99	$15.51	0
ProFund VP Basic Materials
05/01/2009 to 12/31/2009	$10.15	$14.20	347
01/01/2010 to 12/31/2010	$14.20	$17.86	463
01/01/2011 to 12/31/2011	$17.86	$14.52	0
01/01/2012 to 12/31/2012	$14.52	$15.27	0
01/01/2013 to 12/31/2013	$15.27	$17.53	0
ProFund VP Bear
05/01/2009 to 12/31/2009	$9.94	$7.28	1,686
01/01/2010 to 12/31/2010	$7.28	$5.80	7,621
01/01/2011 to 12/31/2011	$5.80	$5.13	1,565
01/01/2012 to 12/31/2012	$5.13	$4.14	1,206
01/01/2013 to 12/31/2013	$4.14	$2.95	0
ProFund VP Bull
05/01/2009 to 12/31/2009	$10.05	$12.58	0
01/01/2010 to 12/31/2010	$12.58	$13.74	0
01/01/2011 to 12/31/2011	$13.74	$13.32	0
01/01/2012 to 12/31/2012	$13.32	$14.70	0
01/01/2013 to 12/31/2013	$14.70	$18.50	0
ProFund VP Consumer Goods Portfolio
05/01/2009 to 12/31/2009	$10.03	$12.49	0
01/01/2010 to 12/31/2010	$12.49	$14.21	391
01/01/2011 to 12/31/2011	$14.21	$14.73	0
01/01/2012 to 12/31/2012	$14.73	$15.83	0
01/01/2013 to 12/31/2013	$15.83	$19.72	0
ProFund VP Consumer Services
05/01/2009 to 12/31/2009	$9.95	$12.22	0
01/01/2010 to 12/31/2010	$12.22	$14.39	399
01/01/2011 to 12/31/2011	$14.39	$14.72	0
01/01/2012 to 12/31/2012	$14.72	$17.42	0
01/01/2013 to 12/31/2013	$17.42	$23.62	0

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
ProFund VP Europe 30
05/01/2009 to 12/31/2009	$10.15	$13.55	0
01/01/2010 to 12/31/2010	$13.55	$13.48	0
01/01/2011 to 12/31/2011	$13.48	$11.91	0
01/01/2012 to 12/31/2012	$11.91	$13.46	0
01/01/2013 to 12/31/2013	$13.46	$15.87	0
ProFund VP Financials
05/01/2009 to 12/31/2009	$9.83	$12.79	834
01/01/2010 to 12/31/2010	$12.79	$13.76	685
01/01/2011 to 12/31/2011	$13.76	$11.50	115
01/01/2012 to 12/31/2012	$11.50	$13.90	179
01/01/2013 to 12/31/2013	$13.90	$17.80	20
ProFund VP Health Care
05/01/2009 to 12/31/2009	$9.98	$12.70	0
01/01/2010 to 12/31/2010	$12.70	$12.66	0
01/01/2011 to 12/31/2011	$12.66	$13.52	0
01/01/2012 to 12/31/2012	$13.52	$15.39	0
01/01/2013 to 12/31/2013	$15.39	$20.85	0
ProFund VP Industrials
05/01/2009 to 12/31/2009	$10.11	$12.70	0
01/01/2010 to 12/31/2010	$12.70	$15.23	0
01/01/2011 to 12/31/2011	$15.23	$14.50	0
01/01/2012 to 12/31/2012	$14.50	$16.28	0
01/01/2013 to 12/31/2013	$16.28	$21.82	0
ProFund VP Japan
05/01/2009 to 12/31/2009	$10.22	$11.29	0
01/01/2010 to 12/31/2010	$11.29	$10.23	0
01/01/2011 to 12/31/2011	$10.23	$8.08	0
01/01/2012 to 12/31/2012	$8.08	$9.63	0
01/01/2013 to 12/31/2013	$9.63	$13.84	0
ProFund VP Large-Cap Growth
05/01/2009 to 12/31/2009	$10.07	$12.56	0
01/01/2010 to 12/31/2010	$12.56	$13.78	0
01/01/2011 to 12/31/2011	$13.78	$13.78	0
01/01/2012 to 12/31/2012	$13.78	$15.06	0
01/01/2013 to 12/31/2013	$15.06	$19.08	0
ProFund VP Large-Cap Value
05/01/2009 to 12/31/2009	$10.03	$12.61	1,267
01/01/2010 to 12/31/2010	$12.61	$13.81	699
01/01/2011 to 12/31/2011	$13.81	$13.21	66
01/01/2012 to 12/31/2012	$13.21	$14.79	87
01/01/2013 to 12/31/2013	$14.79	$18.62	0
ProFund VP Mid-Cap Growth
05/01/2009 to 12/31/2009	$9.99	$12.58	1,273
01/01/2010 to 12/31/2010	$12.58	$15.66	702
01/01/2011 to 12/31/2011	$15.66	$14.75	66
01/01/2012 to 12/31/2012	$14.75	$16.50	88
01/01/2013 to 12/31/2013	$16.50	$20.88	0

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
ProFund VP Mid-Cap Value
05/01/2009 to 12/31/2009	$9.92	$12.68	0
01/01/2010 to 12/31/2010	$12.68	$14.81	0
01/01/2011 to 12/31/2011	$14.81	$13.80	0
01/01/2012 to 12/31/2012	$13.80	$15.59	0
01/01/2013 to 12/31/2013	$15.59	$19.98	0
ProFund VP NASDAQ-100
05/01/2009 to 12/31/2009	$10.01	$12.96	0
01/01/2010 to 12/31/2010	$12.96	$14.86	0
01/01/2011 to 12/31/2011	$14.86	$14.62	0
01/01/2012 to 12/31/2012	$14.62	$16.47	0
01/01/2013 to 12/31/2013	$16.47	$21.45	0
ProFund VP Oil & Gas
05/01/2009 to 12/31/2009	$10.30	$11.85	404
01/01/2010 to 12/31/2010	$11.85	$13.53	340
01/01/2011 to 12/31/2011	$13.53	$13.42	115
01/01/2012 to 12/31/2012	$13.42	$13.38	133
01/01/2013 to 12/31/2013	$13.38	$16.10	36
ProFund VP Pharmaceuticals
05/01/2009 to 12/31/2009	$10.02	$13.00	0
01/01/2010 to 12/31/2010	$13.00	$12.67	0
01/01/2011 to 12/31/2011	$12.67	$14.26	0
01/01/2012 to 12/31/2012	$14.26	$15.47	0
01/01/2013 to 12/31/2013	$15.47	$19.74	0
ProFund VP Precious Metals
05/01/2009 to 12/31/2009	$10.01	$13.59	0
01/01/2010 to 12/31/2010	$13.59	$17.51	0
01/01/2011 to 12/31/2011	$17.51	$13.72	0
01/01/2012 to 12/31/2012	$13.72	$11.36	0
01/01/2013 to 12/31/2013	$11.36	$6.84	0
ProFund VP Real Estate
05/01/2009 to 12/31/2009	$9.62	$13.94	0
01/01/2010 to 12/31/2010	$13.94	$16.85	40
01/01/2011 to 12/31/2011	$16.85	$17.11	0
01/01/2012 to 12/31/2012	$17.11	$19.44	0
01/01/2013 to 12/31/2013	$19.44	$18.86	0
ProFund VP Rising Rates Opportunity
05/01/2009 to 12/31/2009	$10.11	$10.16	2,366
01/01/2010 to 12/31/2010	$10.16	$8.27	7,909
01/01/2011 to 12/31/2011	$8.27	$5.01	1,557
01/01/2012 to 12/31/2012	$5.01	$4.52	1,288
01/01/2013 to 12/31/2013	$4.52	$5.11	22
ProFund VP Short NASDAQ-100
05/01/2009 to 12/31/2009	$9.99	$7.05	0
01/01/2010 to 12/31/2010	$7.05	$5.39	0
01/01/2011 to 12/31/2011	$5.39	$4.68	0
01/01/2012 to 12/31/2012	$4.68	$3.68	0
01/01/2013 to 12/31/2013	$3.68	$2.52	0

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
ProFund VP Small-Cap Growth
05/01/2009 to 12/31/2009	$10.01	$12.50	0
01/01/2010 to 12/31/2010	$12.50	$15.24	28
01/01/2011 to 12/31/2011	$15.24	$14.96	0
01/01/2012 to 12/31/2012	$14.96	$16.32	0
01/01/2013 to 12/31/2013	$16.32	$22.21	0
ProFund VP Small-Cap Value
05/01/2009 to 12/31/2009	$9.96	$12.32	1,307
01/01/2010 to 12/31/2010	$12.32	$14.59	721
01/01/2011 to 12/31/2011	$14.59	$13.56	68
01/01/2012 to 12/31/2012	$13.56	$15.27	90
01/01/2013 to 12/31/2013	$15.27	$20.39	0
ProFund VP Telecommunications
05/01/2009 to 12/31/2009	$10.15	$10.95	1,469
01/01/2010 to 12/31/2010	$10.95	$12.28	966
01/01/2011 to 12/31/2011	$12.28	$12.13	120
01/01/2012 to 12/31/2012	$12.13	$13.70	174
01/01/2013 to 12/31/2013	$13.70	$14.89	14
ProFund VP U.S. Government Plus
05/01/2009 to 12/31/2009	$9.89	$8.85	1,341
01/01/2010 to 12/31/2010	$8.85	$9.44	156
01/01/2011 to 12/31/2011	$9.44	$13.14	0
01/01/2012 to 12/31/2012	$13.14	$12.86	0
01/01/2013 to 12/31/2013	$12.86	$10.09	0
ProFund VP UltraMid-Cap
05/01/2009 to 12/31/2009	$9.94	$15.92	0
01/01/2010 to 12/31/2010	$15.92	$23.11	0
01/01/2011 to 12/31/2011	$23.11	$19.35	0
01/01/2012 to 12/31/2012	$19.35	$24.85	0
01/01/2013 to 12/31/2013	$24.85	$41.10	0
ProFund VP Utilities
05/01/2009 to 12/31/2009	$10.23	$12.17	875
01/01/2010 to 12/31/2010	$12.17	$12.50	483
01/01/2011 to 12/31/2011	$12.50	$14.25	45
01/01/2012 to 12/31/2012	$14.25	$13.83	60
01/01/2013 to 12/31/2013	$13.83	$15.19	0
Prudential SP International Growth Portfolio
05/01/2009 to 12/31/2009	$10.14	$13.32	0
01/01/2010 to 12/31/2010	$13.32	$14.72	0
01/01/2011 to 12/31/2011	$14.72	$12.14	0
01/01/2012 to 12/31/2012	$12.14	$14.41	0
01/01/2013 to 12/31/2013	$14.41	$16.61	0
S&P Target 24 Portfolio
05/01/2009 to 12/31/2009	$10.00	$11.93	0
01/01/2010 to 12/31/2010	$11.93	$13.80	316
01/01/2011 to 12/31/2011	$13.80	$14.53	56
01/01/2012 to 12/31/2012	$14.53	$15.41	76
01/01/2013 to 12/31/2013	$15.41	$21.24	0

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
Target Managed VIP Portfolio
05/01/2009 to 12/31/2009	$10.00	$12.22	0
01/01/2010 to 12/31/2010	$12.22	$14.12	0
01/01/2011 to 12/31/2011	$14.12	$13.46	0
01/01/2012 to 12/31/2012	$13.46	$14.75	0
01/01/2013 to 12/31/2013	$14.75	$19.41	0
The DOW DART 10 Portfolio
05/01/2009 to 12/31/2009	$10.14	$13.21	0
01/01/2010 to 12/31/2010	$13.21	$14.95	449
01/01/2011 to 12/31/2011	$14.95	$15.62	96
01/01/2012 to 12/31/2012	$15.62	$16.77	131
01/01/2013 to 12/31/2013	$16.77	$21.27	0
The DOW Target Dividend Portfolio
05/01/2009 to 12/31/2009	$10.05	$13.63	0
01/01/2010 to 12/31/2010	$13.63	$15.39	0
01/01/2011 to 12/31/2011	$15.39	$15.82	0
01/01/2012 to 12/31/2012	$15.82	$16.19	0
01/01/2013 to 12/31/2013	$16.19	$20.12	0
Wells Fargo Advantage VT Equity Income
05/01/2009 to 12/31/2009	$10.09	$12.19	329
01/01/2010 to 07/16/2010	$12.19	$11.63	0
Wells Fargo Advantage VT International Equity Portfolio Share Class 1
07/16/2010* to 12/31/2010	$11.94	$14.34	0
01/01/2011 to 12/31/2011	$14.34	$12.13	0
01/01/2012 to 12/31/2012	$12.13	$13.37	0
01/01/2013 to 12/31/2013	$13.37	$15.54	0
Wells Fargo Advantage VT Intrinsic Value Portfolio Share Class 2
07/16/2010* to 12/31/2010	$11.63	$13.46	282
01/01/2011 to 12/31/2011	$13.46	$12.77	122
01/01/2012 to 12/31/2012	$12.77	$14.79	154
01/01/2013 to 12/31/2013	$14.79	$18.68	45
Wells Fargo Advantage VT Omega Growth Portfolio Share Class 1
07/16/2010* to 12/31/2010	$11.82	$14.81	0
01/01/2011 to 12/31/2011	$14.81	$13.59	0
01/01/2012 to 12/31/2012	$13.59	$15.91	0
01/01/2013 to 12/31/2013	$15.91	$21.63	0
Wells Fargo Advantage VT Small Cap Growth Portfolio Share Class 1
07/16/2010* to 12/31/2010	$9.59	$12.17	0
01/01/2011 to 12/31/2011	$12.17	$11.28	0
01/01/2012 to 12/31/2012	$11.28	$11.83	0
01/01/2013 to 12/31/2013	$11.83	$17.26	0

*	Denotes the start date of these sub-accounts

ASL II

Prudential Annuities Life Assurance Corporation

Prospectus

ACCUMULATION UNIT VALUES: With No Optional Benefits (1.65%)

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
ACCESS VP High Yield Fund
05/02/2005* to 12/31/2005	$10.00	$10.56	899,139
01/01/2006 to 12/31/2006	$10.56	$11.38	1,207,864
01/01/2007 to 12/31/2007	$11.38	$11.78	898,024
01/01/2008 to 12/31/2008	$11.78	$11.04	901,901
01/01/2009 to 12/31/2009	$11.04	$12.70	686,444
01/01/2010 to 12/31/2010	$12.70	$14.53	627,620
01/01/2011 to 12/31/2011	$14.53	$14.69	1,447,058
01/01/2012 to 12/31/2012	$14.69	$16.48	880,304
01/01/2013 to 12/31/2013	$16.48	$17.84	528,834
AST Academic Strategies Asset Allocation Portfolio
12/05/2005* to 12/31/2005	$10.00	$10.02	2,726,484
01/01/2006 to 12/31/2006	$10.02	$11.01	21,829,919
01/01/2007 to 12/31/2007	$11.01	$11.83	30,616,578
01/01/2008 to 12/31/2008	$11.83	$7.93	35,995,508
01/01/2009 to 12/31/2009	$7.93	$9.70	107,441,591
01/01/2010 to 12/31/2010	$9.70	$10.68	133,580,486
01/01/2011 to 12/31/2011	$10.68	$10.22	102,346,558
01/01/2012 to 12/31/2012	$10.22	$11.32	108,178,074
01/01/2013 to 12/31/2013	$11.32	$12.24	100,174,797
AST Advanced Strategies Portfolio
03/20/2006* to 12/31/2006	$10.00	$10.66	5,258,474
01/01/2007 to 12/31/2007	$10.66	$11.48	8,525,849
01/01/2008 to 12/31/2008	$11.48	$7.93	16,229,117
01/01/2009 to 12/31/2009	$7.93	$9.84	54,720,347
01/01/2010 to 12/31/2010	$9.84	$11.00	68,974,007
01/01/2011 to 12/31/2011	$11.00	$10.83	55,424,347
01/01/2012 to 12/31/2012	$10.83	$12.11	63,361,367
01/01/2013 to 12/31/2013	$12.11	$13.88	63,758,948
AST Alger All-Cap Growth Portfolio
01/01/2004 to 12/31/2004	$9.07	$9.67	1,798,457
01/01/2005 to 12/02/2005	$9.67	$11.10	0
AST AllianceBernstein Growth + Value Portfolio
01/01/2004 to 12/31/2004	$9.91	$10.72	1,620,391
01/01/2005 to 12/02/2005	$10.72	$11.86	0
AST American Century Income & Growth Portfolio
01/01/2004 to 12/31/2004	$10.45	$11.57	4,670,846
01/01/2005 to 12/31/2005	$11.57	$11.90	4,205,656
01/01/2006 to 12/31/2006	$11.90	$13.68	3,984,557
01/01/2007 to 12/31/2007	$13.68	$13.44	3,435,528
01/01/2008 to 12/31/2008	$13.44	$8.62	2,803,150
01/01/2009 to 12/31/2009	$8.62	$9.99	4,930,435
01/01/2010 to 12/31/2010	$9.99	$11.18	6,178,407
01/01/2011 to 12/31/2011	$11.18	$11.39	5,937,210
01/01/2012 to 05/04/2012	$11.39	$12.38	0
AST AQR Emerging Markets Equity Portfolio
02/25/2013* to 12/31/2013	$10.00	$10.10	48,359

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST AQR Large-Cap Portfolio
04/29/2013* to 12/31/2013	$10.00	$11.64	58,666
AST Balanced Asset Allocation Portfolio
12/05/2005* to 12/31/2005	$10.00	$10.03	685,724
01/01/2006 to 12/31/2006	$10.03	$10.90	7,315,279
01/01/2007 to 12/31/2007	$10.90	$11.70	12,873,620
01/01/2008 to 12/31/2008	$11.70	$8.20	24,018,186
01/01/2009 to 12/31/2009	$8.20	$9.95	97,458,970
01/01/2010 to 12/31/2010	$9.95	$10.99	124,066,065
01/01/2011 to 12/31/2011	$10.99	$10.67	99,522,684
01/01/2012 to 12/31/2012	$10.67	$11.81	107,656,583
01/01/2013 to 12/31/2013	$11.81	$13.66	103,827,389
AST BlackRock Global Strategies Portfolio
05/02/2011* to 12/31/2011	$10.00	$9.17	2,940,794
01/01/2012 to 12/31/2012	$9.17	$10.09	4,644,573
01/01/2013 to 12/31/2013	$10.09	$11.00	5,783,459
AST BlackRock iShares ETF Portfolio
04/29/2013* to 12/31/2013	$10.00	$10.50	872,802
AST Capital Growth Asset Allocation Portfolio
12/05/2005* to 12/31/2005	$10.00	$10.01	2,586,013
01/01/2006 to 12/31/2006	$10.01	$11.19	23,048,850
01/01/2007 to 12/31/2007	$11.19	$12.07	31,465,957
01/01/2008 to 12/31/2008	$12.07	$7.73	32,624,883
01/01/2009 to 12/31/2009	$7.73	$9.52	118,425,926
01/01/2010 to 12/31/2010	$9.52	$10.62	141,306,019
01/01/2011 to 12/31/2011	$10.62	$10.19	100,099,910
01/01/2012 to 12/31/2012	$10.19	$11.40	113,717,767
01/01/2013 to 12/31/2013	$11.40	$13.75	125,316,122
AST ClearBridge Dividend Growth Portfolio formerly, AST Clearbridge Dividend Growth Portfolio
02/25/2013* to 12/31/2013	$10.00	$11.66	342,569
AST Cohen & Steers Realty Portfolio
01/01/2004 to 12/31/2004	$13.63	$18.49	4,080,179
01/01/2005 to 12/31/2005	$18.49	$20.88	3,749,124
01/01/2006 to 12/31/2006	$20.88	$28.08	3,925,105
01/01/2007 to 12/31/2007	$28.08	$22.11	2,254,421
01/01/2008 to 12/31/2008	$22.11	$14.12	1,741,032
01/01/2009 to 12/31/2009	$14.12	$18.32	2,154,565
01/01/2010 to 12/31/2010	$18.32	$23.19	2,674,245
01/01/2011 to 12/31/2011	$23.19	$24.31	2,210,944
01/01/2012 to 12/31/2012	$24.31	$27.58	2,291,954
01/01/2013 to 12/31/2013	$27.58	$27.98	2,083,185
AST DeAm Small-Cap Value Portfolio
01/01/2004 to 12/31/2004	$10.81	$12.99	2,143,020
01/01/2005 to 12/31/2005	$12.99	$12.92	2,106,236
01/01/2006 to 12/31/2006	$12.92	$15.25	1,874,276
01/01/2007 to 12/31/2007	$15.25	$12.33	1,578,237
01/01/2008 to 07/18/2008	$12.33	$11.30	0
AST Defensive Asset Allocation Portfolio
04/29/2013* to 12/31/2013	$10.00	$9.69	1,906,618

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Federated Aggressive Growth Portfolio
01/01/2004 to 12/31/2004	$12.74	$15.42	4,808,453
01/01/2005 to 12/31/2005	$15.42	$16.60	5,464,855
01/01/2006 to 12/31/2006	$16.60	$18.43	4,641,175
01/01/2007 to 12/31/2007	$18.43	$20.16	4,026,646
01/01/2008 to 12/31/2008	$20.16	$11.08	2,977,983
01/01/2009 to 12/31/2009	$11.08	$14.46	3,702,808
01/01/2010 to 12/31/2010	$14.46	$18.85	4,200,876
01/01/2011 to 12/31/2011	$18.85	$16.11	4,029,967
01/01/2012 to 12/31/2012	$16.11	$19.02	3,987,156
01/01/2013 to 12/31/2013	$19.02	$26.34	3,589,232
AST FI Pyramis® Asset Allocation Portfolio
11/19/2007* to 12/31/2007	$10.00	$10.00	50,892
01/01/2008 to 12/31/2008	$10.00	$7.16	2,156,002
01/01/2009 to 12/31/2009	$7.16	$8.54	18,482,649
01/01/2010 to 12/31/2010	$8.54	$9.51	20,766,873
01/01/2011 to 12/31/2011	$9.51	$9.13	15,624,739
01/01/2012 to 12/31/2012	$9.13	$10.20	18,821,366
01/01/2013 to 12/31/2013	$10.20	$11.96	23,114,459
AST First Trust Balanced Target Portfolio
03/20/2006* to 12/31/2006	$10.00	$10.58	3,781,525
01/01/2007 to 12/31/2007	$10.58	$11.30	7,801,920
01/01/2008 to 12/31/2008	$11.30	$7.28	13,486,356
01/01/2009 to 12/31/2009	$7.28	$8.87	54,387,061
01/01/2010 to 12/31/2010	$8.87	$9.97	68,927,498
01/01/2011 to 12/31/2011	$9.97	$9.66	53,951,634
01/01/2012 to 12/31/2012	$9.66	$10.51	57,684,295
01/01/2013 to 12/31/2013	$10.51	$11.86	55,226,008
AST Focus Four Plus Portfolio
07/21/2008* to 12/31/2008	$10.00	$7.47	1,469,632
01/01/2009 to 11/13/2009	$7.47	$8.36	0
AST Franklin Templeton Founding Funds Allocation Portfolio
04/30/2012* to 12/31/2012	$10.00	$10.75	58,178,008
01/01/2013 to 12/31/2013	$10.75	$13.16	59,310,001
AST Franklin Templeton Founding Funds Plus Portfolio
04/29/2013* to 12/31/2013	$10.00	$10.82	5,741,090
AST Global Real Estate Portfolio
07/21/2008* to 12/31/2008	$10.18	$6.11	100,170
01/01/2009 to 12/31/2009	$6.11	$8.12	1,148,210
01/01/2010 to 12/31/2010	$8.12	$9.60	2,343,259
01/01/2011 to 12/31/2011	$9.60	$8.97	1,365,221
01/01/2012 to 12/31/2012	$8.97	$11.18	1,941,296
01/01/2013 to 12/31/2013	$11.18	$11.48	2,026,740

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Goldman Sachs Concentrated Growth Portfolio
01/01/2004 to 12/31/2004	$9.45	$9.64	2,785,100
01/01/2005 to 12/31/2005	$9.64	$9.80	2,531,901
01/01/2006 to 12/31/2006	$9.80	$10.60	2,498,654
01/01/2007 to 12/31/2007	$10.60	$11.88	2,806,534
01/01/2008 to 12/31/2008	$11.88	$6.98	1,877,493
01/01/2009 to 12/31/2009	$6.98	$10.25	5,358,114
01/01/2010 to 12/31/2010	$10.25	$11.12	5,307,161
01/01/2011 to 12/31/2011	$11.12	$10.51	3,678,070
01/01/2012 to 12/31/2012	$10.51	$12.37	3,859,929
01/01/2013 to 12/31/2013	$12.37	$15.79	4,053,712
AST Goldman Sachs Large-Cap Value Portfolio
01/01/2004 to 12/31/2004	$10.50	$11.46	25,850,506
01/01/2005 to 12/31/2005	$11.46	$11.81	31,190,346
01/01/2006 to 12/31/2006	$11.81	$13.62	23,350,650
01/01/2007 to 12/31/2007	$13.62	$14.08	19,997,748
01/01/2008 to 12/31/2008	$14.08	$8.22	14,384,005
01/01/2009 to 12/31/2009	$8.22	$9.63	15,821,358
01/01/2010 to 12/31/2010	$9.63	$10.69	15,820,580
01/01/2011 to 12/31/2011	$10.69	$9.94	12,948,030
01/01/2012 to 12/31/2012	$9.94	$11.69	10,758,682
01/01/2013 to 12/31/2013	$11.69	$15.36	8,989,436
AST Goldman Sachs Mid-Cap Growth Portfolio
01/01/2004 to 12/31/2004	$10.31	$11.80	4,375,813
01/01/2005 to 12/31/2005	$11.80	$12.16	5,391,424
01/01/2006 to 12/31/2006	$12.16	$12.71	4,189,111
01/01/2007 to 12/31/2007	$12.71	$14.92	3,918,725
01/01/2008 to 12/31/2008	$14.92	$8.69	2,808,881
01/01/2009 to 12/31/2009	$8.69	$13.42	5,868,356
01/01/2010 to 12/31/2010	$13.42	$15.82	6,728,348
01/01/2011 to 12/31/2011	$15.82	$15.10	4,560,864
01/01/2012 to 12/31/2012	$15.10	$17.76	4,904,077
01/01/2013 to 12/31/2013	$17.76	$23.09	5,099,534
AST Goldman Sachs Multi-Asset Portfolio formerly, AST Horizon Moderate Asset Allocation Portfolio
11/19/2007* to 12/31/2007	$10.00	$10.17	39,143
01/01/2008 to 12/31/2008	$10.17	$7.58	3,825,075
01/01/2009 to 12/31/2009	$7.58	$9.20	36,241,046
01/01/2010 to 12/31/2010	$9.20	$10.10	50,682,089
01/01/2011 to 12/31/2011	$10.10	$9.88	43,785,652
01/01/2012 to 12/31/2012	$9.88	$10.70	45,432,815
01/01/2013 to 12/31/2013	$10.70	$11.56	40,182,442
AST Goldman Sachs Small-Cap Value Portfolio
01/01/2004 to 12/31/2004	$12.85	$15.19	1,541,896
01/01/2005 to 12/31/2005	$15.19	$15.68	1,243,642
01/01/2006 to 12/31/2006	$15.68	$18.08	1,000,596
01/01/2007 to 12/31/2007	$18.08	$16.87	758,170
01/01/2008 to 12/31/2008	$16.87	$12.17	667,006
01/01/2009 to 12/31/2009	$12.17	$15.19	2,182,014
01/01/2010 to 12/31/2010	$15.19	$18.93	3,471,178
01/01/2011 to 12/31/2011	$18.93	$18.86	2,549,765
01/01/2012 to 12/31/2012	$18.86	$21.46	2,633,520
01/01/2013 to 12/31/2013	$21.46	$29.30	3,094,420

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Herndon Large-Cap Value Portfolio formerly, AST BlackRock Value Portfolio
01/01/2004 to 12/31/2004	$10.78	$12.53	2,351,197
01/01/2005 to 12/31/2005	$12.53	$13.47	2,585,881
01/01/2006 to 12/31/2006	$13.47	$16.13	4,397,725
01/01/2007 to 12/31/2007	$16.13	$16.05	3,751,417
01/01/2008 to 12/31/2008	$16.05	$9.90	2,589,179
01/01/2009 to 12/31/2009	$9.90	$11.51	3,294,871
01/01/2010 to 12/31/2010	$11.51	$12.73	3,942,580
01/01/2011 to 12/31/2011	$12.73	$12.46	3,528,509
01/01/2012 to 12/31/2012	$12.46	$13.89	3,502,241
01/01/2013 to 12/31/2013	$13.89	$18.40	2,924,047
AST High Yield Portfolio
01/01/2004 to 12/31/2004	$11.61	$12.69	13,717,128
01/01/2005 to 12/31/2005	$12.69	$12.62	9,658,908
01/01/2006 to 12/31/2006	$12.62	$13.70	9,653,937
01/01/2007 to 12/31/2007	$13.70	$13.80	6,461,538
01/01/2008 to 12/31/2008	$13.80	$10.11	5,931,752
01/01/2009 to 12/31/2009	$10.11	$13.47	13,509,194
01/01/2010 to 12/31/2010	$13.47	$15.04	12,605,729
01/01/2011 to 12/31/2011	$15.04	$15.26	11,922,775
01/01/2012 to 12/31/2012	$15.26	$17.09	10,459,161
01/01/2013 to 12/31/2013	$17.09	$18.02	8,393,440
AST International Growth Portfolio
01/01/2004 to 12/31/2004	$13.39	$15.30	11,265,469
01/01/2005 to 12/31/2005	$15.30	$17.54	12,141,521
01/01/2006 to 12/31/2006	$17.54	$20.87	9,628,446
01/01/2007 to 12/31/2007	$20.87	$24.43	8,347,423
01/01/2008 to 12/31/2008	$24.43	$11.96	6,129,240
01/01/2009 to 12/31/2009	$11.96	$15.91	6,854,079
01/01/2010 to 12/31/2010	$15.91	$17.92	7,241,298
01/01/2011 to 12/31/2011	$17.92	$15.34	5,734,722
01/01/2012 to 12/31/2012	$15.34	$18.16	4,942,527
01/01/2013 to 12/31/2013	$18.16	$21.27	4,582,698
AST International Value Portfolio
01/01/2004 to 12/31/2004	$10.79	$12.84	1,897,469
01/01/2005 to 12/31/2005	$12.84	$14.36	2,013,543
01/01/2006 to 12/31/2006	$14.36	$18.00	3,305,654
01/01/2007 to 12/31/2007	$18.00	$20.85	4,044,519
01/01/2008 to 12/31/2008	$20.85	$11.48	2,393,870
01/01/2009 to 12/31/2009	$11.48	$14.74	3,492,926
01/01/2010 to 12/31/2010	$14.74	$16.10	3,649,081
01/01/2011 to 12/31/2011	$16.10	$13.85	2,916,031
01/01/2012 to 12/31/2012	$13.85	$15.89	2,668,328
01/01/2013 to 12/31/2013	$15.89	$18.67	2,705,225
AST J.P. Morgan Global Thematic Portfolio
11/19/2007* to 12/31/2007	$10.00	$10.19	157,014
01/01/2008 to 12/31/2008	$10.19	$6.94	1,952,838
01/01/2009 to 12/31/2009	$6.94	$8.65	25,271,257
01/01/2010 to 12/31/2010	$8.65	$9.68	38,344,545
01/01/2011 to 12/31/2011	$9.68	$9.47	31,542,321
01/01/2012 to 12/31/2012	$9.47	$10.58	33,772,279
01/01/2013 to 12/31/2013	$10.58	$12.10	34,620,680

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST J.P. Morgan International Equity Portfolio formerly, AST JPMorgan International Equity Portfolio
01/01/2004 to 12/31/2004	$11.00	$12.67	3,227,381
01/01/2005 to 12/31/2005	$12.67	$13.84	5,621,834
01/01/2006 to 12/31/2006	$13.84	$16.71	4,715,269
01/01/2007 to 12/31/2007	$16.71	$17.98	4,504,935
01/01/2008 to 12/31/2008	$17.98	$10.37	2,459,224
01/01/2009 to 12/31/2009	$10.37	$13.86	5,086,873
01/01/2010 to 12/31/2010	$13.86	$14.60	5,905,133
01/01/2011 to 12/31/2011	$14.60	$13.05	4,359,903
01/01/2012 to 12/31/2012	$13.05	$15.65	4,428,816
01/01/2013 to 12/31/2013	$15.65	$17.75	4,647,244
AST J.P. Morgan Strategic Opportunities Portfolio
01/01/2004 to 12/31/2004	$10.24	$11.19	1,061,887
01/01/2005 to 12/31/2005	$11.19	$11.77	1,055,034
01/01/2006 to 12/31/2006	$11.77	$12.86	1,120,866
01/01/2007 to 12/31/2007	$12.86	$12.90	2,745,236
01/01/2008 to 12/31/2008	$12.90	$10.45	15,430,642
01/01/2009 to 12/31/2009	$10.45	$12.54	46,430,018
01/01/2010 to 12/31/2010	$12.54	$13.23	46,748,068
01/01/2011 to 12/31/2011	$13.23	$13.05	38,241,675
01/01/2012 to 12/31/2012	$13.05	$14.21	39,470,209
01/01/2013 to 12/31/2013	$14.21	$15.51	35,738,716
AST Jennison Large-Cap Growth Portfolio
11/16/2009* to 12/31/2009	$10.08	$10.29	141,417
01/01/2010 to 12/31/2010	$10.29	$11.27	473,823
01/01/2011 to 12/31/2011	$11.27	$11.15	755,324
01/01/2012 to 12/31/2012	$11.15	$12.64	1,110,275
01/01/2013 to 12/31/2013	$12.64	$16.96	1,223,206
AST Jennison Large-Cap Value Portfolio
11/16/2009* to 12/31/2009	$10.15	$10.30	58,774
01/01/2010 to 12/31/2010	$10.30	$11.52	748,340
01/01/2011 to 12/31/2011	$11.52	$10.67	655,241
01/01/2012 to 12/31/2012	$10.67	$11.88	688,787
01/01/2013 to 12/31/2013	$11.88	$15.35	921,219
AST Large-Cap Value Portfolio
01/01/2004 to 12/31/2004	$9.83	$11.17	3,717,848
01/01/2005 to 12/31/2005	$11.17	$11.69	5,245,458
01/01/2006 to 12/31/2006	$11.69	$13.62	5,568,043
01/01/2007 to 12/31/2007	$13.62	$13.00	4,973,375
01/01/2008 to 12/31/2008	$13.00	$7.48	4,027,564
01/01/2009 to 12/31/2009	$7.48	$8.78	5,087,827
01/01/2010 to 12/31/2010	$8.78	$9.78	5,307,829
01/01/2011 to 12/31/2011	$9.78	$9.21	4,698,568
01/01/2012 to 12/31/2012	$9.21	$10.59	4,248,181
01/01/2013 to 12/31/2013	$10.59	$14.57	5,494,376

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Loomis Sayles Large-Cap Growth Portfolio formerly, AST Marsico Capital Growth Portfolio
01/01/2004 to 12/31/2004	$10.78	$12.26	28,117,310
01/01/2005 to 12/31/2005	$12.26	$12.88	32,140,125
01/01/2006 to 12/31/2006	$12.88	$13.59	26,497,526
01/01/2007 to 12/31/2007	$13.59	$15.36	23,963,028
01/01/2008 to 12/31/2008	$15.36	$8.51	16,673,165
01/01/2009 to 12/31/2009	$8.51	$10.86	17,250,307
01/01/2010 to 12/31/2010	$10.86	$12.79	17,364,094
01/01/2011 to 12/31/2011	$12.79	$12.47	14,080,420
01/01/2012 to 12/31/2012	$12.47	$13.77	11,942,585
01/01/2013 to 12/31/2013	$13.77	$18.50	9,091,584
AST Lord Abbett Core Fixed Income Portfolio
01/01/2004 to 12/31/2004	$11.61	$12.26	8,369,008
01/01/2005 to 12/31/2005	$12.26	$12.20	12,427,806
01/01/2006 to 12/31/2006	$12.20	$13.17	10,147,675
01/01/2007 to 12/31/2007	$13.17	$13.74	8,365,789
01/01/2008 to 12/31/2008	$13.74	$10.37	8,586,978
01/01/2009 to 12/31/2009	$10.37	$13.73	10,096,051
01/01/2010 to 12/31/2010	$13.73	$15.32	8,604,037
01/01/2011 to 12/31/2011	$15.32	$16.60	9,200,629
01/01/2012 to 12/31/2012	$16.60	$17.29	8,547,651
01/01/2013 to 12/31/2013	$17.29	$16.67	6,345,324
AST MFS Global Equity Portfolio
01/01/2004 to 12/31/2004	$11.30	$13.16	2,276,801
01/01/2005 to 12/31/2005	$13.16	$13.92	1,907,777
01/01/2006 to 12/31/2006	$13.92	$17.02	2,905,252
01/01/2007 to 12/31/2007	$17.02	$18.31	2,119,181
01/01/2008 to 12/31/2008	$18.31	$11.88	1,412,847
01/01/2009 to 12/31/2009	$11.88	$15.37	2,567,781
01/01/2010 to 12/31/2010	$15.37	$16.94	3,612,405
01/01/2011 to 12/31/2011	$16.94	$16.14	3,114,124
01/01/2012 to 12/31/2012	$16.14	$19.53	3,437,135
01/01/2013 to 12/31/2013	$19.53	$24.52	3,984,432
AST MFS Growth Portfolio
01/01/2004 to 12/31/2004	$9.16	$9.97	4,529,834
01/01/2005 to 12/31/2005	$9.97	$10.43	5,915,443
01/01/2006 to 12/31/2006	$10.43	$11.25	4,572,301
01/01/2007 to 12/31/2007	$11.25	$12.73	3,902,210
01/01/2008 to 12/31/2008	$12.73	$7.98	3,159,245
01/01/2009 to 12/31/2009	$7.98	$9.75	4,944,538
01/01/2010 to 12/31/2010	$9.75	$10.82	5,238,425
01/01/2011 to 12/31/2011	$10.82	$10.57	4,289,955
01/01/2012 to 12/31/2012	$10.57	$12.18	4,420,398
01/01/2013 to 12/31/2013	$12.18	$16.37	4,361,903
AST MFS Large-Cap Value Portfolio
08/20/2012* to 12/31/2012	$10.00	$10.20	55,298
01/01/2013 to 12/31/2013	$10.20	$13.49	867,495

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Mid-Cap Value Portfolio
01/01/2004 to 12/31/2004	$10.91	$12.38	2,587,064
01/01/2005 to 12/31/2005	$12.38	$12.83	1,988,251
01/01/2006 to 12/31/2006	$12.83	$14.42	1,907,063
01/01/2007 to 12/31/2007	$14.42	$14.57	1,540,522
01/01/2008 to 12/31/2008	$14.57	$8.87	1,381,269
01/01/2009 to 12/31/2009	$8.87	$12.11	2,137,413
01/01/2010 to 12/31/2010	$12.11	$14.72	2,978,973
01/01/2011 to 12/31/2011	$14.72	$13.98	2,405,087
01/01/2012 to 12/31/2012	$13.98	$16.28	2,424,624
01/01/2013 to 12/31/2013	$16.28	$21.20	2,138,372
AST Money Market Portfolio
01/01/2004 to 12/31/2004	$9.86	$9.78	29,870,585
01/01/2005 to 12/31/2005	$9.78	$9.88	42,442,274
01/01/2006 to 12/31/2006	$9.88	$10.16	46,325,237
01/01/2007 to 12/31/2007	$10.16	$10.48	56,111,128
01/01/2008 to 12/31/2008	$10.48	$10.57	91,319,625
01/01/2009 to 12/31/2009	$10.57	$10.42	66,786,776
01/01/2010 to 12/31/2010	$10.42	$10.25	50,307,852
01/01/2011 to 12/31/2011	$10.25	$10.09	50,902,069
01/01/2012 to 12/31/2012	$10.09	$9.92	39,894,836
01/01/2013 to 12/31/2013	$9.92	$9.76	29,504,243
AST Neuberger Berman / LSV Mid-Cap Value Portfolio
01/01/2004 to 12/31/2004	$12.01	$14.51	11,461,684
01/01/2005 to 12/31/2005	$14.51	$15.99	12,260,006
01/01/2006 to 12/31/2006	$15.99	$17.42	9,574,218
01/01/2007 to 12/31/2007	$17.42	$17.67	8,191,847
01/01/2008 to 12/31/2008	$17.67	$10.03	5,184,438
01/01/2009 to 12/31/2009	$10.03	$13.88	5,689,131
01/01/2010 to 12/31/2010	$13.88	$16.85	5,901,157
01/01/2011 to 12/31/2011	$16.85	$16.16	4,911,194
01/01/2012 to 12/31/2012	$16.16	$18.62	4,148,499
01/01/2013 to 12/31/2013	$18.62	$26.00	4,423,739
AST Neuberger Berman Core Bond Portfolio
10/31/2011* to 12/31/2011	$10.03	$10.07	577,115
01/01/2012 to 12/31/2012	$10.07	$10.39	1,360,083
01/01/2013 to 12/31/2013	$10.39	$9.93	1,174,650
AST Neuberger Berman Mid-Cap Growth Portfolio
01/01/2004 to 12/31/2004	$9.51	$10.86	4,715,301
01/01/2005 to 12/31/2005	$10.86	$12.12	5,728,444
01/01/2006 to 12/31/2006	$12.12	$13.59	5,378,198
01/01/2007 to 12/31/2007	$13.59	$16.34	6,560,811
01/01/2008 to 12/31/2008	$16.34	$9.13	3,042,143
01/01/2009 to 12/31/2009	$9.13	$11.65	4,022,837
01/01/2010 to 12/31/2010	$11.65	$14.75	5,702,161
01/01/2011 to 12/31/2011	$14.75	$14.75	4,466,247
01/01/2012 to 12/31/2012	$14.75	$16.30	3,764,767
01/01/2013 to 12/31/2013	$16.30	$21.26	3,561,170

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Neuberger Berman Small-Cap Growth Portfolio
01/01/2004 to 12/31/2004	$11.13	$11.98	1,618,719
01/01/2005 to 12/31/2005	$11.98	$11.83	1,385,431
01/01/2006 to 12/31/2006	$11.83	$12.53	1,174,654
01/01/2007 to 12/31/2007	$12.53	$14.63	1,215,825
01/01/2008 to 12/31/2008	$14.63	$8.27	768,282
01/01/2009 to 12/31/2009	$8.27	$9.97	1,585,215
01/01/2010 to 12/31/2010	$9.97	$11.79	2,045,616
01/01/2011 to 04/29/2011	$11.79	$13.23	0
AST New Discovery Asset Allocation Portfolio
04/30/2012* to 12/31/2012	$10.00	$10.32	5,908,428
01/01/2013 to 12/31/2013	$10.32	$12.07	6,987,054
AST Parametric Emerging Markets Equity Portfolio
07/21/2008* to 12/31/2008	$10.10	$5.57	126,548
01/01/2009 to 12/31/2009	$5.57	$9.13	6,599,316
01/01/2010 to 12/31/2010	$9.13	$10.98	11,156,029
01/01/2011 to 12/31/2011	$10.98	$8.61	6,749,550
01/01/2012 to 12/31/2012	$8.61	$9.98	7,897,745
01/01/2013 to 12/31/2013	$9.98	$9.84	8,565,272
AST PIMCO Limited Maturity Bond Portfolio
01/01/2004 to 12/31/2004	$10.51	$10.55	21,299,789
01/01/2005 to 12/31/2005	$10.55	$10.54	28,031,651
01/01/2006 to 12/31/2006	$10.54	$10.76	22,394,558
01/01/2007 to 12/31/2007	$10.76	$11.31	20,392,150
01/01/2008 to 12/31/2008	$11.31	$11.24	15,403,578
01/01/2009 to 12/31/2009	$11.24	$12.19	19,779,745
01/01/2010 to 12/31/2010	$12.19	$12.46	20,255,855
01/01/2011 to 12/31/2011	$12.46	$12.53	18,155,075
01/01/2012 to 12/31/2012	$12.53	$12.90	15,540,231
01/01/2013 to 12/31/2013	$12.90	$12.41	10,724,539
AST PIMCO Total Return Bond Portfolio
01/01/2004 to 12/31/2004	$10.95	$11.31	33,208,757
01/01/2005 to 12/31/2005	$11.31	$11.40	22,436,395
01/01/2006 to 12/31/2006	$11.40	$11.63	21,700,661
01/01/2007 to 12/31/2007	$11.63	$12.39	21,645,194
01/01/2008 to 12/31/2008	$12.39	$11.91	20,478,277
01/01/2009 to 12/31/2009	$11.91	$13.65	59,442,486
01/01/2010 to 12/31/2010	$13.65	$14.46	75,211,006
01/01/2011 to 12/31/2011	$14.46	$14.67	60,233,010
01/01/2012 to 12/31/2012	$14.67	$15.77	65,143,645
01/01/2013 to 12/31/2013	$15.77	$15.23	54,477,871
AST Preservation Asset Allocation Portfolio
12/05/2005* to 12/31/2005	$10.00	$10.04	115,215
01/01/2006 to 12/31/2006	$10.04	$10.66	3,303,256
01/01/2007 to 12/31/2007	$10.66	$11.40	7,359,596
01/01/2008 to 12/31/2008	$11.40	$9.02	24,830,005
01/01/2009 to 12/31/2009	$9.02	$10.65	82,197,582
01/01/2010 to 12/31/2010	$10.65	$11.58	100,001,194
01/01/2011 to 12/31/2011	$11.58	$11.51	96,778,216
01/01/2012 to 12/31/2012	$11.51	$12.49	98,362,559
01/01/2013 to 12/31/2013	$12.49	$13.42	79,093,854

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Prudential Core Bond Portfolio
10/31/2011* to 12/31/2011	$10.02	$10.07	990,348
01/01/2012 to 12/31/2012	$10.07	$10.61	2,178,847
01/01/2013 to 12/31/2013	$10.61	$10.19	1,488,696
AST Prudential Growth Allocation Portfolio formerly, AST First Trust Capital Appreciation Target Portfolio
03/20/2006* to 12/31/2006	$10.00	$10.48	3,795,562
01/01/2007 to 12/31/2007	$10.48	$11.49	7,899,326
01/01/2008 to 12/31/2008	$11.49	$6.70	13,640,692
01/01/2009 to 12/31/2009	$6.70	$8.30	93,813,703
01/01/2010 to 12/31/2010	$8.30	$9.71	115,827,900
01/01/2011 to 12/31/2011	$9.71	$8.96	75,603,365
01/01/2012 to 12/31/2012	$8.96	$9.95	89,282,138
01/01/2013 to 12/31/2013	$9.95	$11.45	87,210,945
AST QMA Emerging Markets Equity Portfolio
02/25/2013* to 12/31/2013	$10.00	$9.60	20,413
AST QMA Large-Cap Portfolio
04/29/2013* to 12/31/2013	$10.00	$11.68	5,665
AST QMA US Equity Alpha Portfolio
01/01/2004 to 12/31/2004	$10.23	$11.07	6,845,369
01/01/2005 to 12/31/2005	$11.07	$11.27	6,774,077
01/01/2006 to 12/31/2006	$11.27	$12.48	6,255,253
01/01/2007 to 12/31/2007	$12.48	$12.53	5,371,782
01/01/2008 to 12/31/2008	$12.53	$7.55	2,747,511
01/01/2009 to 12/31/2009	$7.55	$9.05	3,372,332
01/01/2010 to 12/31/2010	$9.05	$10.24	3,360,531
01/01/2011 to 12/31/2011	$10.24	$10.42	3,055,694
01/01/2012 to 12/31/2012	$10.42	$12.17	3,262,831
01/01/2013 to 12/31/2013	$12.17	$15.85	2,976,003
AST Quantitative Modeling Portfolio
05/02/2011* to 12/31/2011	$10.00	$8.90	201,672
01/01/2012 to 12/31/2012	$8.90	$9.90	384,520
01/01/2013 to 12/31/2013	$9.90	$11.92	2,227,707
AST RCM World Trends Portfolio formerly, AST CLS Moderate Asset Allocation Portfolio
11/19/2007* to 12/31/2007	$10.00	$10.04	74,936
01/01/2008 to 12/31/2008	$10.04	$7.15	5,507,286
01/01/2009 to 12/31/2009	$7.15	$8.68	39,406,298
01/01/2010 to 12/31/2010	$8.68	$9.55	54,818,248
01/01/2011 to 12/31/2011	$9.55	$9.23	46,132,040
01/01/2012 to 12/31/2012	$9.23	$10.01	48,879,191
01/01/2013 to 12/31/2013	$10.01	$11.07	45,150,001
AST Schroders Global Tactical Portfolio
11/19/2007* to 12/31/2007	$10.00	$11.51	120,901
01/01/2008 to 12/31/2008	$11.51	$7.33	2,184,002
01/01/2009 to 12/31/2009	$7.33	$9.15	23,955,044
01/01/2010 to 12/31/2010	$9.15	$10.29	36,192,438
01/01/2011 to 12/31/2011	$10.29	$9.88	25,866,646
01/01/2012 to 12/31/2012	$9.88	$11.26	34,127,062
01/01/2013 to 12/31/2013	$11.26	$13.07	39,171,659

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Schroders Multi-Asset World Strategies Portfolio
01/01/2004 to 12/31/2004	$10.69	$11.46	2,335,598
01/01/2005 to 12/31/2005	$11.46	$11.79	2,294,529
01/01/2006 to 12/31/2006	$11.79	$12.72	2,165,859
01/01/2007 to 12/31/2007	$12.72	$13.62	2,277,264
01/01/2008 to 12/31/2008	$13.62	$9.35	3,074,479
01/01/2009 to 12/31/2009	$9.35	$11.72	33,399,889
01/01/2010 to 12/31/2010	$11.72	$12.89	55,550,099
01/01/2011 to 12/31/2011	$12.89	$12.25	42,779,977
01/01/2012 to 12/31/2012	$12.25	$13.39	45,395,568
01/01/2013 to 12/31/2013	$13.39	$15.06	41,756,708
AST Small-Cap Growth Portfolio
01/01/2004 to 12/31/2004	$9.89	$9.05	2,242,129
01/01/2005 to 12/31/2005	$9.05	$9.04	2,134,731
01/01/2006 to 12/31/2006	$9.04	$10.01	1,867,490
01/01/2007 to 12/31/2007	$10.01	$10.55	1,740,242
01/01/2008 to 12/31/2008	$10.55	$6.74	1,375,635
01/01/2009 to 12/31/2009	$6.74	$8.88	2,524,147
01/01/2010 to 12/31/2010	$8.88	$11.91	4,648,452
01/01/2011 to 12/31/2011	$11.91	$11.60	3,213,655
01/01/2012 to 12/31/2012	$11.60	$12.80	3,096,260
01/01/2013 to 12/31/2013	$12.80	$17.01	4,073,887
AST Small-Cap Value Portfolio
01/01/2004 to 12/31/2004	$12.42	$14.22	10,785,030
01/01/2005 to 12/31/2005	$14.22	$14.91	11,285,282
01/01/2006 to 12/31/2006	$14.91	$17.61	9,098,178
01/01/2007 to 12/31/2007	$17.61	$16.34	8,130,632
01/01/2008 to 12/31/2008	$16.34	$11.30	6,242,966
01/01/2009 to 12/31/2009	$11.30	$14.11	6,242,625
01/01/2010 to 12/31/2010	$14.11	$17.49	6,195,308
01/01/2011 to 12/31/2011	$17.49	$16.17	5,166,090
01/01/2012 to 12/31/2012	$16.17	$18.79	3,913,693
01/01/2013 to 12/31/2013	$18.79	$25.39	3,418,708
AST T. Rowe Price Asset Allocation Portfolio
01/01/2004 to 12/31/2004	$11.09	$12.13	3,551,315
01/01/2005 to 12/31/2005	$12.13	$12.49	4,192,627
01/01/2006 to 12/31/2006	$12.49	$13.82	4,776,442
01/01/2007 to 12/31/2007	$13.82	$14.45	6,387,795
01/01/2008 to 12/31/2008	$14.45	$10.52	10,697,390
01/01/2009 to 12/31/2009	$10.52	$12.85	40,732,836
01/01/2010 to 12/31/2010	$12.85	$14.09	53,827,291
01/01/2011 to 12/31/2011	$14.09	$14.13	46,623,273
01/01/2012 to 12/31/2012	$14.13	$15.78	53,661,984
01/01/2013 to 12/31/2013	$15.78	$18.13	56,537,325

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST T. Rowe Price Equity Income Portfolio
01/01/2004 to 12/31/2004	$11.06	$12.39	4,643,022
01/01/2005 to 12/31/2005	$12.39	$12.86	4,311,857
01/01/2006 to 12/31/2006	$12.86	$15.34	5,318,094
01/01/2007 to 12/31/2007	$15.34	$14.55	4,469,636
01/01/2008 to 12/31/2008	$14.55	$8.32	2,874,755
01/01/2009 to 12/31/2009	$8.32	$10.13	3,572,238
01/01/2010 to 12/31/2010	$10.13	$11.28	4,182,015
01/01/2011 to 12/31/2011	$11.28	$10.91	3,313,597
01/01/2012 to 12/31/2012	$10.91	$12.58	4,588,707
01/01/2013 to 12/31/2013	$12.58	$16.05	5,133,443
AST T. Rowe Price Large-Cap Growth Portfolio
01/01/2004 to 12/31/2004	$9.08	$9.44	2,378,881
01/01/2005 to 12/31/2005	$9.44	$10.81	3,925,742
01/01/2006 to 12/31/2006	$10.81	$11.23	4,132,529
01/01/2007 to 12/31/2007	$11.23	$11.96	5,137,246
01/01/2008 to 12/31/2008	$11.96	$6.99	4,437,756
01/01/2009 to 12/31/2009	$6.99	$10.54	10,159,519
01/01/2010 to 12/31/2010	$10.54	$12.01	12,250,636
01/01/2011 to 12/31/2011	$12.01	$11.61	9,294,364
01/01/2012 to 12/31/2012	$11.61	$13.43	10,725,477
01/01/2013 to 12/31/2013	$13.43	$19.02	11,809,685
AST T. Rowe Price Natural Resources Portfolio
01/01/2004 to 12/31/2004	$12.59	$16.25	2,040,188
01/01/2005 to 12/31/2005	$16.25	$21.00	3,677,613
01/01/2006 to 12/31/2006	$21.00	$23.93	2,942,718
01/01/2007 to 12/31/2007	$23.93	$33.07	3,950,105
01/01/2008 to 12/31/2008	$33.07	$16.27	2,088,027
01/01/2009 to 12/31/2009	$16.27	$23.89	4,621,252
01/01/2010 to 12/31/2010	$23.89	$28.31	5,827,673
01/01/2011 to 12/31/2011	$28.31	$23.69	4,562,770
01/01/2012 to 12/31/2012	$23.69	$24.14	4,495,210
01/01/2013 to 12/31/2013	$24.14	$27.39	3,688,022
AST Templeton Global Bond Portfolio formerly, AST T. Rowe Price Global Bond Portfolio
01/01/2004 to 12/31/2004	$12.59	$13.45	4,717,822
01/01/2005 to 12/31/2005	$13.45	$12.64	6,261,824
01/01/2006 to 12/31/2006	$12.64	$13.21	6,093,700
01/01/2007 to 12/31/2007	$13.21	$14.24	6,452,566
01/01/2008 to 12/31/2008	$14.24	$13.67	4,228,137
01/01/2009 to 12/31/2009	$13.67	$15.07	6,337,072
01/01/2010 to 12/31/2010	$15.07	$15.67	7,114,847
01/01/2011 to 12/31/2011	$15.67	$16.05	6,639,260
01/01/2012 to 12/31/2012	$16.05	$16.61	5,533,305
01/01/2013 to 12/31/2013	$16.61	$15.72	4,600,108

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Wellington Management Hedged Equity Portfolio
12/05/2005* to 12/31/2005	$10.00	$10.00	649,828
01/01/2006 to 12/31/2006	$10.00	$11.38	5,212,589
01/01/2007 to 12/31/2007	$11.38	$12.26	8,022,912
01/01/2008 to 12/31/2008	$12.26	$6.95	5,663,091
01/01/2009 to 12/31/2009	$6.95	$8.78	9,942,981
01/01/2010 to 12/31/2010	$8.78	$9.90	10,821,793
01/01/2011 to 12/31/2011	$9.90	$9.40	9,943,871
01/01/2012 to 12/31/2012	$9.40	$10.26	11,856,015
01/01/2013 to 12/31/2013	$10.26	$12.16	18,749,421
AST Western Asset Core Plus Bond Portfolio
11/19/2007* to 12/31/2007	$10.00	$9.98	213,630
01/01/2008 to 12/31/2008	$9.98	$9.30	4,064,760
01/01/2009 to 12/31/2009	$9.30	$10.21	12,750,275
01/01/2010 to 12/31/2010	$10.21	$10.83	17,651,916
01/01/2011 to 12/31/2011	$10.83	$11.29	18,170,336
01/01/2012 to 12/31/2012	$11.29	$11.98	18,416,796
01/01/2013 to 12/31/2013	$11.98	$11.60	17,928,589
AST Western Asset Emerging Markets Debt Portfolio
08/20/2012* to 12/31/2012	$10.00	$10.39	105,388
01/01/2013 to 12/31/2013	$10.39	$9.38	38,455
Evergreen VA Growth Fund
04/15/2005* to 12/31/2005	$9.82	$11.44	606,613
01/01/2006 to 12/31/2006	$11.44	$12.49	553,827
01/01/2007 to 12/31/2007	$12.49	$13.64	604,401
01/01/2008 to 12/31/2008	$13.64	$7.90	346,210
01/01/2009 to 12/31/2009	$7.90	$10.86	554,304
01/01/2010 to 07/16/2010	$10.86	$10.63	0
Evergreen VA International Equity Fund
01/01/2004 to 12/31/2004	$11.65	$13.66	414,631
01/01/2005 to 12/31/2005	$13.66	$15.59	689,816
01/01/2006 to 12/31/2006	$15.59	$18.88	1,081,552
01/01/2007 to 12/31/2007	$18.88	$21.35	1,401,663
01/01/2008 to 12/31/2008	$21.35	$12.29	984,931
01/01/2009 to 12/31/2009	$12.29	$14.01	668,798
01/01/2010 to 07/16/2010	$14.01	$13.31	0
Evergreen VA Omega Fund
01/01/2004 to 12/31/2004	$10.71	$11.29	570,123
01/01/2005 to 12/31/2005	$11.29	$11.53	281,775
01/01/2006 to 12/31/2006	$11.53	$12.03	241,307
01/01/2007 to 12/31/2007	$12.03	$13.24	249,298
01/01/2008 to 12/31/2008	$13.24	$9.48	271,517
01/01/2009 to 12/31/2009	$9.48	$13.42	749,780
01/01/2010 to 07/16/2010	$13.42	$12.54	0

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
First Trust Target Focus Four Portfolio
01/01/2004 to 12/31/2004	$9.16	$10.03	91,924
01/01/2005 to 12/31/2005	$10.03	$9.92	87,726
01/01/2006 to 12/31/2006	$9.92	$10.15	100,227
01/01/2007 to 12/31/2007	$10.15	$10.55	106,856
01/01/2008 to 12/31/2008	$10.55	$5.83	190,718
01/01/2009 to 12/31/2009	$5.83	$7.38	331,489
01/01/2010 to 12/31/2010	$7.38	$8.64	309,321
01/01/2011 to 12/31/2011	$8.64	$7.57	380,808
01/01/2012 to 12/31/2012	$7.57	$8.48	218,904
01/01/2013 to 12/31/2013	$8.48	$10.93	125,986
Franklin Templeton VIP Founding Funds Allocation Fund
05/01/2008* to 12/31/2008	$10.08	$6.64	5,636,967
01/01/2009 to 12/31/2009	$6.64	$8.50	51,503,013
01/01/2010 to 12/31/2010	$8.50	$9.21	75,249,224
01/01/2011 to 12/31/2011	$9.21	$8.91	53,326,792
01/01/2012 to 09/21/2012	$8.91	$9.98	0
Global Dividend Target 15 Portfolio
01/01/2004 to 12/31/2004	—	$11.85	311,233
01/01/2005 to 12/31/2005	$11.85	$12.84	590,605
01/01/2006 to 12/31/2006	$12.84	$17.48	1,507,757
01/01/2007 to 12/31/2007	$17.48	$19.49	2,078,809
01/01/2008 to 12/31/2008	$19.49	$10.97	1,122,006
01/01/2009 to 12/31/2009	$10.97	$15.21	835,629
01/01/2010 to 12/31/2010	$15.21	$16.42	651,544
01/01/2011 to 12/31/2011	$16.42	$14.94	542,156
01/01/2012 to 12/31/2012	$14.94	$18.42	521,128
01/01/2013 to 12/31/2013	$18.42	$20.71	381,588
Invesco V.I. Capital Development Fund – Series I
04/29/2011* to 12/31/2011	$10.03	$8.17	387,650
01/01/2012 to 04/27/2012	$8.17	$9.26	0
Invesco V.I. Diversified Dividend Fund – Series I
04/29/2011* to 12/31/2011	$9.99	$9.12	385,638
01/01/2012 to 12/31/2012	$9.12	$10.65	500,266
01/01/2013 to 12/31/2013	$10.65	$13.73	615,161
Invesco V.I. Dynamics Fund – Series I
01/01/2004 to 12/31/2004	$9.61	$10.72	668,032
01/01/2005 to 12/31/2005	$10.72	$11.67	602,063
01/01/2006 to 12/31/2006	$11.67	$13.33	605,730
01/01/2007 to 12/31/2007	$13.33	$14.70	631,476
01/01/2008 to 12/31/2008	$14.70	$7.51	384,426
01/01/2009 to 12/31/2009	$7.51	$10.52	430,777
01/01/2010 to 12/31/2010	$10.52	$12.81	390,143
01/01/2011 to 04/29/2011	$12.81	$14.27	0
Invesco V.I. Financial Services Fund – Series I
01/01/2004 to 12/31/2004	$11.17	$11.94	585,185
01/01/2005 to 12/31/2005	$11.94	$12.43	1,042,992
01/01/2006 to 12/31/2006	$12.43	$14.24	778,674
01/01/2007 to 12/31/2007	$14.24	$10.89	465,175
01/01/2008 to 12/31/2008	$10.89	$4.34	540,897
01/01/2009 to 12/31/2009	$4.34	$5.44	779,148
01/01/2010 to 12/31/2010	$5.44	$5.91	872,026
01/01/2011 to 04/29/2011	$5.91	$6.23	0

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
Invesco V.I. Global Health Care Fund – Series I
01/01/2004 to 12/31/2004	$10.05	$10.64	937,586
01/01/2005 to 12/31/2005	$10.64	$11.31	1,131,376
01/01/2006 to 12/31/2006	$11.31	$11.71	1,250,782
01/01/2007 to 12/31/2007	$11.71	$12.88	1,163,277
01/01/2008 to 12/31/2008	$12.88	$9.04	849,932
01/01/2009 to 12/31/2009	$9.04	$11.35	1,181,689
01/01/2010 to 12/31/2010	$11.35	$11.76	545,135
01/01/2011 to 12/31/2011	$11.76	$12.02	524,638
01/01/2012 to 12/31/2012	$12.02	$14.29	462,518
01/01/2013 to 12/31/2013	$14.29	$19.76	464,049
Invesco V.I. Mid Cap Growth Portfolio, Series I formerly, Invesco Van Kampen V.I. Mid Cap Growth Fund – Series I
04/27/2012* to 12/31/2012	$10.05	$9.77	229,829
01/01/2013 to 12/31/2013	$9.77	$13.16	522,396
Invesco V.I. Technology Fund – Series I
01/01/2004 to 12/31/2004	$7.87	$8.09	512,424
01/01/2005 to 12/31/2005	$8.09	$8.13	453,392
01/01/2006 to 12/31/2006	$8.13	$8.84	513,442
01/01/2007 to 12/31/2007	$8.84	$9.36	630,739
01/01/2008 to 12/31/2008	$9.36	$5.11	453,772
01/01/2009 to 12/31/2009	$5.11	$7.91	970,438
01/01/2010 to 12/31/2010	$7.91	$9.44	1,132,899
01/01/2011 to 12/31/2011	$9.44	$8.81	530,679
01/01/2012 to 12/31/2012	$8.81	$9.64	353,005
01/01/2013 to 12/31/2013	$9.64	$11.87	292,049
NASDAQ Target 15 Portfolio
01/01/2004 to 12/31/2004	—	$10.66	82,809
01/01/2005 to 12/31/2005	$10.66	$10.83	134,177
01/01/2006 to 12/31/2006	$10.83	$11.60	199,508
01/01/2007 to 12/31/2007	$11.60	$13.88	403,709
01/01/2008 to 12/31/2008	$13.88	$6.71	199,304
01/01/2009 to 12/31/2009	$6.71	$7.71	140,231
01/01/2010 to 12/31/2010	$7.71	$9.89	511,072
01/01/2011 to 12/31/2011	$9.89	$9.85	211,183
01/01/2012 to 12/31/2012	$9.85	$10.95	144,674
01/01/2013 to 12/31/2013	$10.95	$16.02	172,418
NVIT Developing Markets Fund
01/01/2004 to 12/31/2004	$13.60	$16.02	2,103,950
01/01/2005 to 12/31/2005	$16.02	$20.72	3,395,891
01/01/2006 to 12/31/2006	$20.72	$27.43	2,835,328
01/01/2007 to 12/31/2007	$27.43	$38.71	3,344,620
01/01/2008 to 12/31/2008	$38.71	$16.04	1,630,334
01/01/2009 to 12/31/2009	$16.04	$25.59	2,133,897
01/01/2010 to 12/31/2010	$25.59	$29.23	1,632,797
01/01/2011 to 12/31/2011	$29.23	$22.31	1,023,231
01/01/2012 to 12/31/2012	$22.31	$25.62	797,727
01/01/2013 to 12/31/2013	$25.62	$25.21	589,332

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
ProFund VP Asia 30
01/01/2004 to 12/31/2004	$12.57	$12.30	896,010
01/01/2005 to 12/31/2005	$12.30	$14.45	1,723,105
01/01/2006 to 12/31/2006	$14.45	$19.80	3,073,769
01/01/2007 to 12/31/2007	$19.80	$28.77	2,473,589
01/01/2008 to 12/31/2008	$28.77	$13.91	1,337,672
01/01/2009 to 12/31/2009	$13.91	$21.10	1,821,822
01/01/2010 to 12/31/2010	$21.10	$23.64	1,172,241
01/01/2011 to 12/31/2011	$23.64	$16.97	568,287
01/01/2012 to 12/31/2012	$16.97	$19.28	518,241
01/01/2013 to 12/31/2013	$19.28	$21.80	354,325
ProFund VP Banks
01/01/2004 to 12/31/2004	$10.90	$11.98	229,711
01/01/2005 to 12/31/2005	$11.98	$11.77	351,876
01/01/2006 to 12/31/2006	$11.77	$13.35	402,883
01/01/2007 to 12/31/2007	$13.35	$9.55	389,926
01/01/2008 to 12/31/2008	$9.55	$4.99	2,409,143
01/01/2009 to 12/31/2009	$4.99	$4.70	746,620
01/01/2010 to 12/31/2010	$4.70	$5.00	821,032
01/01/2011 to 12/31/2011	$5.00	$3.60	310,912
01/01/2012 to 12/31/2012	$3.60	$4.73	683,662
01/01/2013 to 12/31/2013	$4.73	$6.21	377,961
ProFund VP Basic Materials
01/01/2004 to 12/31/2004	$10.95	$11.87	529,237
01/01/2005 to 12/31/2005	$11.87	$11.96	681,690
01/01/2006 to 12/31/2006	$11.96	$13.58	779,466
01/01/2007 to 12/31/2007	$13.58	$17.45	2,684,333
01/01/2008 to 12/31/2008	$17.45	$8.34	1,183,553
01/01/2009 to 12/31/2009	$8.34	$13.32	1,841,267
01/01/2010 to 12/31/2010	$13.32	$16.99	1,479,120
01/01/2011 to 12/31/2011	$16.99	$14.01	513,298
01/01/2012 to 12/31/2012	$14.01	$14.94	344,526
01/01/2013 to 12/31/2013	$14.94	$17.41	287,699
ProFund VP Bear
01/01/2004 to 12/31/2004	$8.44	$7.45	1,202,243
01/01/2005 to 12/31/2005	$7.45	$7.23	2,169,659
01/01/2006 to 12/31/2006	$7.23	$6.57	1,868,606
01/01/2007 to 12/31/2007	$6.57	$6.50	1,722,065
01/01/2008 to 12/31/2008	$6.50	$8.95	2,326,201
01/01/2009 to 12/31/2009	$8.95	$6.35	1,995,516
01/01/2010 to 12/31/2010	$6.35	$5.13	1,870,682
01/01/2011 to 12/31/2011	$5.13	$4.60	2,082,893
01/01/2012 to 12/31/2012	$4.60	$3.77	965,635
01/01/2013 to 12/31/2013	$3.77	$2.73	911,837

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
ProFund VP Biotechnology
01/01/2004 to 12/31/2004	$9.75	$10.52	757,678
01/01/2005 to 12/31/2005	$10.52	$12.34	697,687
01/01/2006 to 12/31/2006	$12.34	$11.64	393,923
01/01/2007 to 12/31/2007	$11.64	$11.31	609,746
01/01/2008 to 12/31/2008	$11.31	$11.33	1,249,287
01/01/2009 to 12/31/2009	$11.33	$11.56	355,182
01/01/2010 to 12/31/2010	$11.56	$11.95	254,803
01/01/2011 to 12/31/2011	$11.95	$12.52	188,759
01/01/2012 to 12/31/2012	$12.52	$17.33	338,800
01/01/2013 to 12/31/2013	$17.33	$28.71	326,187
ProFund VP Bull
01/01/2004 to 12/31/2004	$9.84	$10.53	8,215,357
01/01/2005 to 12/31/2005	$10.53	$10.64	7,846,866
01/01/2006 to 12/31/2006	$10.64	$11.90	7,031,661
01/01/2007 to 12/31/2007	$11.90	$12.12	4,013,033
01/01/2008 to 12/31/2008	$12.12	$7.43	2,963,943
01/01/2009 to 12/31/2009	$7.43	$9.08	3,113,781
01/01/2010 to 12/31/2010	$9.08	$10.06	2,476,971
01/01/2011 to 12/31/2011	$10.06	$9.89	3,165,929
01/01/2012 to 12/31/2012	$9.89	$11.08	1,499,016
01/01/2013 to 12/31/2013	$11.08	$14.14	1,204,038
ProFund VP Consumer Goods Portfolio
01/01/2004 to 12/31/2004	$9.64	$10.36	369,007
01/01/2005 to 12/31/2005	$10.36	$10.15	161,038
01/01/2006 to 12/31/2006	$10.15	$11.25	548,567
01/01/2007 to 12/31/2007	$11.25	$11.90	715,235
01/01/2008 to 12/31/2008	$11.90	$8.58	609,574
01/01/2009 to 12/31/2009	$8.58	$10.26	812,567
01/01/2010 to 12/31/2010	$10.26	$11.84	702,138
01/01/2011 to 12/31/2011	$11.84	$12.45	765,549
01/01/2012 to 12/31/2012	$12.45	$13.58	450,591
01/01/2013 to 12/31/2013	$13.58	$17.15	573,128
ProFund VP Consumer Services
01/01/2004 to 12/31/2004	$9.04	$9.56	430,620
01/01/2005 to 12/31/2005	$9.56	$8.97	86,431
01/01/2006 to 12/31/2006	$8.97	$9.88	192,639
01/01/2007 to 12/31/2007	$9.88	$8.91	67,292
01/01/2008 to 12/31/2008	$8.91	$6.01	448,604
01/01/2009 to 12/31/2009	$6.01	$7.74	295,250
01/01/2010 to 12/31/2010	$7.74	$9.24	1,046,739
01/01/2011 to 12/31/2011	$9.24	$9.58	481,308
01/01/2012 to 12/31/2012	$9.58	$11.51	539,898
01/01/2013 to 12/31/2013	$11.51	$15.83	745,470

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
ProFund VP Europe 30
01/01/2004 to 12/31/2004	$10.83	$12.17	1,812,435
01/01/2005 to 12/31/2005	$12.17	$12.94	1,133,420
01/01/2006 to 12/31/2006	$12.94	$14.95	2,790,577
01/01/2007 to 12/31/2007	$14.95	$16.85	1,487,885
01/01/2008 to 12/31/2008	$16.85	$9.28	649,001
01/01/2009 to 12/31/2009	$9.28	$12.07	1,184,717
01/01/2010 to 12/31/2010	$12.07	$12.19	852,300
01/01/2011 to 12/31/2011	$12.19	$10.92	333,570
01/01/2012 to 12/31/2012	$10.92	$12.52	461,143
01/01/2013 to 12/31/2013	$12.52	$14.98	561,564
ProFund VP Financials
01/01/2004 to 12/31/2004	$11.23	$12.19	553,342
01/01/2005 to 12/31/2005	$12.19	$12.46	616,872
01/01/2006 to 12/31/2006	$12.46	$14.38	913,872
01/01/2007 to 12/31/2007	$14.38	$11.44	498,292
01/01/2008 to 12/31/2008	$11.44	$5.57	2,008,426
01/01/2009 to 12/31/2009	$5.57	$6.30	1,432,294
01/01/2010 to 12/31/2010	$6.30	$6.87	1,397,974
01/01/2011 to 12/31/2011	$6.87	$5.82	1,034,776
01/01/2012 to 12/31/2012	$5.82	$7.14	1,345,907
01/01/2013 to 12/31/2013	$7.14	$9.27	1,595,424
ProFund VP Health Care
01/01/2004 to 12/31/2004	$9.17	$9.23	1,318,525
01/01/2005 to 12/31/2005	$9.23	$9.63	2,175,821
01/01/2006 to 12/31/2006	$9.63	$9.96	2,106,409
01/01/2007 to 12/31/2007	$9.96	$10.44	2,120,859
01/01/2008 to 12/31/2008	$10.44	$7.78	1,638,682
01/01/2009 to 12/31/2009	$7.78	$9.14	1,148,607
01/01/2010 to 12/31/2010	$9.14	$9.25	875,030
01/01/2011 to 12/31/2011	$9.25	$10.01	924,616
01/01/2012 to 12/31/2012	$10.01	$11.56	1,121,561
01/01/2013 to 12/31/2013	$11.56	$15.89	1,361,062
ProFund VP Industrials
01/01/2004 to 12/31/2004	$10.01	$11.15	253,411
01/01/2005 to 12/31/2005	$11.15	$11.23	211,678
01/01/2006 to 12/31/2006	$11.23	$12.33	242,684
01/01/2007 to 12/31/2007	$12.33	$13.55	708,921
01/01/2008 to 12/31/2008	$13.55	$7.93	348,521
01/01/2009 to 12/31/2009	$7.93	$9.68	634,240
01/01/2010 to 12/31/2010	$9.68	$11.78	641,229
01/01/2011 to 12/31/2011	$11.78	$11.38	404,533
01/01/2012 to 12/31/2012	$11.38	$12.96	379,889
01/01/2013 to 12/31/2013	$12.96	$17.62	514,535

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
ProFund VP Internet
01/01/2004 to 12/31/2004	$15.00	$17.89	992,879
01/01/2005 to 12/31/2005	$17.89	$18.90	467,320
01/01/2006 to 12/31/2006	$18.90	$18.84	200,072
01/01/2007 to 12/31/2007	$18.84	$20.42	435,015
01/01/2008 to 12/31/2008	$20.42	$11.08	116,246
01/01/2009 to 12/31/2009	$11.08	$19.31	507,210
01/01/2010 to 12/31/2010	$19.31	$25.70	455,035
01/01/2011 to 12/31/2011	$25.70	$23.53	92,624
01/01/2012 to 12/31/2012	$23.53	$27.71	98,828
01/01/2013 to 12/31/2013	$27.71	$41.35	134,453
ProFund VP Japan
01/01/2004 to 12/31/2004	$9.03	$9.55	710,879
01/01/2005 to 12/31/2005	$9.55	$13.31	3,413,954
01/01/2006 to 12/31/2006	$13.31	$14.51	1,650,266
01/01/2007 to 12/31/2007	$14.51	$12.85	552,230
01/01/2008 to 12/31/2008	$12.85	$7.47	553,832
01/01/2009 to 12/31/2009	$7.47	$8.11	519,793
01/01/2010 to 12/31/2010	$8.11	$7.45	414,005
01/01/2011 to 12/31/2011	$7.45	$5.97	292,468
01/01/2012 to 12/31/2012	$5.97	$7.22	445,817
01/01/2013 to 12/31/2013	$7.22	$10.53	616,969
ProFund VP Large-Cap Growth
01/01/2004 to 12/31/2004	—	$10.37	72,725
01/01/2005 to 12/31/2005	$10.37	$10.30	2,620,748
01/01/2006 to 12/31/2006	$10.30	$11.05	2,181,106
01/01/2007 to 12/31/2007	$11.05	$11.62	2,009,820
01/01/2008 to 12/31/2008	$11.62	$7.37	1,340,839
01/01/2009 to 12/31/2009	$7.37	$9.40	1,530,601
01/01/2010 to 12/31/2010	$9.40	$10.47	1,282,022
01/01/2011 to 12/31/2011	$10.47	$10.62	1,146,789
01/01/2012 to 12/31/2012	$10.62	$11.77	796,871
01/01/2013 to 12/31/2013	$11.77	$15.12	730,784
ProFund VP Large-Cap Value
01/01/2004 to 12/31/2004	—	$10.37	159,605
01/01/2005 to 12/31/2005	$10.37	$10.51	2,141,309
01/01/2006 to 12/31/2006	$10.51	$12.26	4,023,312
01/01/2007 to 12/31/2007	$12.26	$12.08	1,984,257
01/01/2008 to 12/31/2008	$12.08	$7.07	1,514,949
01/01/2009 to 12/31/2009	$7.07	$8.31	1,108,254
01/01/2010 to 12/31/2010	$8.31	$9.22	1,501,797
01/01/2011 to 12/31/2011	$9.22	$8.96	1,122,050
01/01/2012 to 12/31/2012	$8.96	$10.17	776,810
01/01/2013 to 12/31/2013	$10.17	$12.99	482,427

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
ProFund VP Mid-Cap Growth
01/01/2004 to 12/31/2004	$9.69	$10.58	2,220,901
01/01/2005 to 12/31/2005	$10.58	$11.58	5,059,312
01/01/2006 to 12/31/2006	$11.58	$11.84	1,594,539
01/01/2007 to 12/31/2007	$11.84	$13.01	2,101,505
01/01/2008 to 12/31/2008	$13.01	$7.83	1,117,437
01/01/2009 to 12/31/2009	$7.83	$10.65	1,903,627
01/01/2010 to 12/31/2010	$10.65	$13.45	2,021,397
01/01/2011 to 12/31/2011	$13.45	$12.85	1,040,542
01/01/2012 to 12/31/2012	$12.85	$14.58	684,764
01/01/2013 to 12/31/2013	$14.58	$18.71	592,623
ProFund VP Mid-Cap Value
01/01/2004 to 12/31/2004	$10.23	$11.67	2,632,869
01/01/2005 to 12/31/2005	$11.67	$12.49	2,164,543
01/01/2006 to 12/31/2006	$12.49	$13.80	1,978,580
01/01/2007 to 12/31/2007	$13.80	$13.70	1,436,105
01/01/2008 to 12/31/2008	$13.70	$8.58	733,971
01/01/2009 to 12/31/2009	$8.58	$11.05	1,398,727
01/01/2010 to 12/31/2010	$11.05	$13.09	908,539
01/01/2011 to 12/31/2011	$13.09	$12.37	727,867
01/01/2012 to 12/31/2012	$12.37	$14.18	552,448
01/01/2013 to 12/31/2013	$14.18	$18.43	479,583
ProFund VP NASDAQ-100
01/01/2004 to 12/31/2004	$9.32	$9.94	4,885,351
01/01/2005 to 12/31/2005	$9.94	$9.80	2,467,486
01/01/2006 to 12/31/2006	$9.80	$10.16	1,764,614
01/01/2007 to 12/31/2007	$10.16	$11.76	2,265,084
01/01/2008 to 12/31/2008	$11.76	$6.65	1,171,313
01/01/2009 to 12/31/2009	$6.65	$9.94	1,813,909
01/01/2010 to 12/31/2010	$9.94	$11.56	1,576,633
01/01/2011 to 12/31/2011	$11.56	$11.54	909,044
01/01/2012 to 12/31/2012	$11.54	$13.19	644,940
01/01/2013 to 12/31/2013	$13.19	$17.42	507,723
ProFund VP Oil & Gas
01/01/2004 to 12/31/2004	$10.48	$13.33	1,856,882
01/01/2005 to 12/31/2005	$13.33	$17.22	2,573,777
01/01/2006 to 12/31/2006	$17.22	$20.43	2,251,126
01/01/2007 to 12/31/2007	$20.43	$26.61	2,322,451
01/01/2008 to 12/31/2008	$26.61	$16.50	1,351,549
01/01/2009 to 12/31/2009	$16.50	$18.75	1,326,030
01/01/2010 to 12/31/2010	$18.75	$21.71	1,296,969
01/01/2011 to 12/31/2011	$21.71	$21.83	829,408
01/01/2012 to 12/31/2012	$21.83	$22.09	551,530
01/01/2013 to 12/31/2013	$22.09	$26.96	414,618

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
ProFund VP Pharmaceuticals
01/01/2004 to 12/31/2004	$8.89	$7.93	527,336
01/01/2005 to 12/31/2005	$7.93	$7.51	515,769
01/01/2006 to 12/31/2006	$7.51	$8.28	716,678
01/01/2007 to 12/31/2007	$8.28	$8.33	492,538
01/01/2008 to 12/31/2008	$8.33	$6.60	588,925
01/01/2009 to 12/31/2009	$6.60	$7.58	521,245
01/01/2010 to 12/31/2010	$7.58	$7.49	268,122
01/01/2011 to 12/31/2011	$7.49	$8.56	862,925
01/01/2012 to 12/31/2012	$8.56	$9.42	302,309
01/01/2013 to 12/31/2013	$9.42	$12.19	276,233
ProFund VP Precious Metals
01/01/2004 to 12/31/2004	$13.29	$11.77	1,479,384
01/01/2005 to 12/31/2005	$11.77	$14.62	2,426,531
01/01/2006 to 12/31/2006	$14.62	$15.44	2,487,596
01/01/2007 to 12/31/2007	$15.44	$18.60	3,177,702
01/01/2008 to 12/31/2008	$18.60	$12.66	2,709,868
01/01/2009 to 12/31/2009	$12.66	$16.86	2,850,817
01/01/2010 to 12/31/2010	$16.86	$22.04	2,921,018
01/01/2011 to 12/31/2011	$22.04	$17.51	2,103,701
01/01/2012 to 12/31/2012	$17.51	$14.71	1,572,080
01/01/2013 to 12/31/2013	$14.71	$8.98	1,162,887
ProFund VP Real Estate
01/01/2004 to 12/31/2004	$12.91	$16.15	1,816,706
01/01/2005 to 12/31/2005	$16.15	$16.96	501,989
01/01/2006 to 12/31/2006	$16.96	$22.10	926,728
01/01/2007 to 12/31/2007	$22.10	$17.47	505,436
01/01/2008 to 12/31/2008	$17.47	$10.09	587,638
01/01/2009 to 12/31/2009	$10.09	$12.69	557,087
01/01/2010 to 12/31/2010	$12.69	$15.57	509,622
01/01/2011 to 12/31/2011	$15.57	$16.04	345,408
01/01/2012 to 12/31/2012	$16.04	$18.48	392,557
01/01/2013 to 12/31/2013	$18.48	$18.19	325,883
ProFund VP Rising Rates Opportunity
01/01/2004 to 12/31/2004	$7.56	$6.63	5,314,528
01/01/2005 to 12/31/2005	$6.63	$6.00	3,415,324
01/01/2006 to 12/31/2006	$6.00	$6.50	4,567,551
01/01/2007 to 12/31/2007	$6.50	$6.06	1,806,294
01/01/2008 to 12/31/2008	$6.06	$3.70	2,315,493
01/01/2009 to 12/31/2009	$3.70	$4.81	3,128,225
01/01/2010 to 12/31/2010	$4.81	$3.97	4,679,376
01/01/2011 to 12/31/2011	$3.97	$2.44	2,645,539
01/01/2012 to 12/31/2012	$2.44	$2.23	1,760,429
01/01/2013 to 12/31/2013	$2.23	$2.56	3,779,215

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
ProFund VP Semiconductor
01/01/2004 to 12/31/2004	$9.51	$7.15	694,352
01/01/2005 to 12/31/2005	$7.15	$7.64	746,084
01/01/2006 to 12/31/2006	$7.64	$6.98	339,250
01/01/2007 to 12/31/2007	$6.98	$7.35	272,048
01/01/2008 to 12/31/2008	$7.35	$3.63	166,664
01/01/2009 to 12/31/2009	$3.63	$5.86	794,698
01/01/2010 to 12/31/2010	$5.86	$6.47	188,040
01/01/2011 to 12/31/2011	$6.47	$6.12	125,111
01/01/2012 to 12/31/2012	$6.12	$5.77	77,903
01/01/2013 to 12/31/2013	$5.77	$7.57	62,931
ProFund VP Short Mid-Cap
01/01/2004 to 12/31/2004	—	$9.70	39,360
01/01/2005 to 12/31/2005	$9.70	$8.64	364,782
01/01/2006 to 12/31/2006	$8.64	$8.18	254,207
01/01/2007 to 12/31/2007	$8.18	$7.82	131,223
01/01/2008 to 12/31/2008	$7.82	$10.14	177,441
01/01/2009 to 12/31/2009	$10.14	$6.44	364,588
01/01/2010 to 12/31/2010	$6.44	$4.70	280,837
01/01/2011 to 12/31/2011	$4.70	$4.24	232,550
01/01/2012 to 12/31/2012	$4.24	$3.38	139,533
01/01/2013 to 12/31/2013	$3.38	$2.40	116,769
ProFund VP Short NASDAQ-100
01/01/2004 to 12/31/2004	$6.78	$5.93	908,064
01/01/2005 to 12/31/2005	$5.93	$5.88	2,494,108
01/01/2006 to 12/31/2006	$5.88	$5.70	1,891,265
01/01/2007 to 12/31/2007	$5.70	$4.96	860,024
01/01/2008 to 12/31/2008	$4.96	$7.23	722,924
01/01/2009 to 12/31/2009	$7.23	$4.22	898,026
01/01/2010 to 12/31/2010	$4.22	$3.27	782,589
01/01/2011 to 12/31/2011	$3.27	$2.88	1,249,273
01/01/2012 to 12/31/2012	$2.88	$2.30	957,612
01/01/2013 to 12/31/2013	$2.30	$1.60	348,933
ProFund VP Short Small-Cap
01/01/2004 to 12/31/2004	—	$9.54	136,809
01/01/2005 to 12/31/2005	$9.54	$9.11	220,842
01/01/2006 to 12/31/2006	$9.11	$7.90	560,897
01/01/2007 to 12/31/2007	$7.90	$8.12	1,000,449
01/01/2008 to 12/31/2008	$8.12	$9.92	233,809
01/01/2009 to 12/31/2009	$9.92	$6.59	463,501
01/01/2010 to 12/31/2010	$6.59	$4.61	355,244
01/01/2011 to 12/31/2011	$4.61	$4.12	702,306
01/01/2012 to 12/31/2012	$4.12	$3.28	351,352
01/01/2013 to 12/31/2013	$3.28	$2.22	176,749

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
ProFund VP Small-Cap Growth
01/01/2004 to 12/31/2004	$10.16	$11.98	4,677,820
01/01/2005 to 12/31/2005	$11.98	$12.67	4,579,886
01/01/2006 to 12/31/2006	$12.67	$13.54	1,643,633
01/01/2007 to 12/31/2007	$13.54	$13.85	676,467
01/01/2008 to 12/31/2008	$13.85	$8.99	990,289
01/01/2009 to 12/31/2009	$8.99	$11.15	1,476,283
01/01/2010 to 12/31/2010	$11.15	$13.79	1,733,790
01/01/2011 to 12/31/2011	$13.79	$13.73	1,437,215
01/01/2012 to 12/31/2012	$13.73	$15.19	495,243
01/01/2013 to 12/31/2013	$15.19	$20.98	722,604
ProFund VP Small-Cap Value
01/01/2004 to 12/31/2004	$9.39	$11.10	4,088,760
01/01/2005 to 12/31/2005	$11.10	$11.35	1,398,441
01/01/2006 to 12/31/2006	$11.35	$13.11	2,446,357
01/01/2007 to 12/31/2007	$13.11	$11.96	714,107
01/01/2008 to 12/31/2008	$11.96	$8.15	838,930
01/01/2009 to 12/31/2009	$8.15	$9.65	610,084
01/01/2010 to 12/31/2010	$9.65	$11.59	743,101
01/01/2011 to 12/31/2011	$11.59	$10.94	752,713
01/01/2012 to 12/31/2012	$10.94	$12.49	481,299
01/01/2013 to 12/31/2013	$12.49	$16.91	412,071
ProFund VP Technology
01/01/2004 to 12/31/2004	$8.66	$8.48	727,580
01/01/2005 to 12/31/2005	$8.48	$8.45	577,737
01/01/2006 to 12/31/2006	$8.45	$8.98	673,628
01/01/2007 to 12/31/2007	$8.98	$10.10	1,668,456
01/01/2008 to 12/31/2008	$10.10	$5.53	322,313
01/01/2009 to 12/31/2009	$5.53	$8.78	1,361,950
01/01/2010 to 12/31/2010	$8.78	$9.56	652,534
01/01/2011 to 12/31/2011	$9.56	$9.27	719,037
01/01/2012 to 12/31/2012	$9.27	$10.06	287,188
01/01/2013 to 12/31/2013	$10.06	$12.38	175,316
ProFund VP Telecommunications
01/01/2004 to 12/31/2004	$7.21	$8.19	460,848
01/01/2005 to 12/31/2005	$8.19	$7.52	456,586
01/01/2006 to 12/31/2006	$7.52	$9.93	1,277,316
01/01/2007 to 12/31/2007	$9.93	$10.59	1,098,402
01/01/2008 to 12/31/2008	$10.59	$6.83	840,295
01/01/2009 to 12/31/2009	$6.83	$7.21	472,593
01/01/2010 to 12/31/2010	$7.21	$8.20	847,216
01/01/2011 to 12/31/2011	$8.20	$8.22	476,200
01/01/2012 to 12/31/2012	$8.22	$9.42	486,914
01/01/2013 to 12/31/2013	$9.42	$10.38	375,062

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
ProFund VP U.S. Government Plus
01/01/2004 to 12/31/2004	$11.08	$11.79	1,051,158
01/01/2005 to 12/31/2005	$11.79	$12.64	2,312,868
01/01/2006 to 12/31/2006	$12.64	$11.86	821,668
01/01/2007 to 12/31/2007	$11.86	$12.85	2,443,725
01/01/2008 to 12/31/2008	$12.85	$18.92	2,696,273
01/01/2009 to 12/31/2009	$18.92	$12.54	1,333,606
01/01/2010 to 12/31/2010	$12.54	$13.58	1,042,250
01/01/2011 to 12/31/2011	$13.58	$19.17	1,145,039
01/01/2012 to 12/31/2012	$19.17	$19.03	721,134
01/01/2013 to 12/31/2013	$19.03	$15.14	419,798
ProFund VP UltraBull
01/01/2004 to 12/31/2004	$10.20	$11.76	2,817,803
01/01/2005 to 12/31/2005	$11.76	$11.87	1,158,024
01/01/2006 to 12/31/2006	$11.87	$14.36	1,596,920
01/01/2007 to 12/31/2007	$14.36	$14.24	1,964,725
01/01/2008 to 12/31/2008	$14.24	$4.57	8,061,341
01/01/2009 to 12/31/2009	$4.57	$6.50	1,590,074
01/01/2010 to 12/31/2010	$6.50	$7.81	914,644
01/01/2011 to 12/31/2011	$7.81	$7.31	689,374
01/01/2012 to 12/31/2012	$7.31	$9.26	451,227
01/01/2013 to 12/31/2013	$9.26	$15.31	302,573
ProFund VP UltraMid-Cap
01/01/2004 to 12/31/2004	$9.55	$11.99	3,106,849
01/01/2005 to 12/31/2005	$11.99	$13.91	1,935,489
01/01/2006 to 12/31/2006	$13.91	$15.14	1,588,771
01/01/2007 to 12/31/2007	$15.14	$15.77	1,072,846
01/01/2008 to 12/31/2008	$15.77	$5.04	2,684,256
01/01/2009 to 12/31/2009	$5.04	$8.23	1,356,598
01/01/2010 to 12/31/2010	$8.23	$12.11	1,530,577
01/01/2011 to 12/31/2011	$12.11	$10.28	591,778
01/01/2012 to 12/31/2012	$10.28	$13.40	516,451
01/01/2013 to 12/31/2013	$13.40	$22.48	317,543
ProFund VP UltraNASDAQ-100
01/01/2004 to 12/31/2004	$7.03	$7.89	6,592,447
01/01/2005 to 12/31/2005	$7.89	$7.47	4,740,165
01/01/2006 to 12/31/2006	$7.47	$7.70	2,319,572
01/01/2007 to 12/31/2007	$7.70	$9.73	4,024,405
01/01/2008 to 12/31/2008	$9.73	$2.61	3,358,757
01/01/2009 to 12/31/2009	$2.61	$5.63	1,661,197
01/01/2010 to 12/31/2010	$5.63	$7.48	1,359,439
01/01/2011 to 12/31/2011	$7.48	$7.27	1,795,997
01/01/2012 to 12/31/2012	$7.27	$9.57	563,727
01/01/2013 to 12/31/2013	$9.57	$16.84	561,715

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
ProFund VP UltraSmall-Cap
01/01/2004 to 12/31/2004	$12.04	$15.52	5,098,565
01/01/2005 to 12/31/2005	$15.52	$15.23	816,754
01/01/2006 to 12/31/2006	$15.23	$18.87	1,580,595
01/01/2007 to 12/31/2007	$18.87	$16.11	527,856
01/01/2008 to 12/31/2008	$16.11	$5.36	2,519,397
01/01/2009 to 12/31/2009	$5.36	$7.39	747,146
01/01/2010 to 12/31/2010	$7.39	$10.79	930,703
01/01/2011 to 12/31/2011	$10.79	$8.61	508,081
01/01/2012 to 12/31/2012	$8.61	$10.97	395,941
01/01/2013 to 12/31/2013	$10.97	$20.13	296,920
ProFund VP Utilities
01/01/2004 to 12/31/2004	$9.34	$11.13	1,060,939
01/01/2005 to 12/31/2005	$11.13	$12.37	1,996,877
01/01/2006 to 12/31/2006	$12.37	$14.51	2,195,309
01/01/2007 to 12/31/2007	$14.51	$16.52	3,808,582
01/01/2008 to 12/31/2008	$16.52	$11.26	1,279,942
01/01/2009 to 12/31/2009	$11.26	$12.27	940,314
01/01/2010 to 12/31/2010	$12.27	$12.78	893,746
01/01/2011 to 12/31/2011	$12.78	$14.77	1,349,692
01/01/2012 to 12/31/2012	$14.77	$14.55	788,140
01/01/2013 to 12/31/2013	$14.55	$16.21	725,550
Prudential SP International Growth Portfolio
01/01/2004 to 12/31/2004	—	$10.53	269,671
01/01/2005 to 12/31/2005	$10.53	$12.05	672,243
01/01/2006 to 12/31/2006	$12.05	$14.35	742,865
01/01/2007 to 12/31/2007	$14.35	$16.87	828,104
01/01/2008 to 12/31/2008	$16.87	$8.25	357,600
01/01/2009 to 12/31/2009	$8.25	$11.12	408,047
01/01/2010 to 12/31/2010	$11.12	$12.47	346,910
01/01/2011 to 12/31/2011	$12.47	$10.44	327,254
01/01/2012 to 12/31/2012	$10.44	$12.56	230,539
01/01/2013 to 12/31/2013	$12.56	$14.69	101,416
S&P Target 24 Portfolio
01/01/2004 to 12/31/2004	—	$10.75	173,851
01/01/2005 to 12/31/2005	$10.75	$11.01	304,840
01/01/2006 to 12/31/2006	$11.01	$11.14	290,152
01/01/2007 to 12/31/2007	$11.14	$11.42	274,858
01/01/2008 to 12/31/2008	$11.42	$8.09	259,188
01/01/2009 to 12/31/2009	$8.09	$9.05	240,776
01/01/2010 to 12/31/2010	$9.05	$10.62	226,552
01/01/2011 to 12/31/2011	$10.62	$11.34	243,395
01/01/2012 to 12/31/2012	$11.34	$12.21	149,031
01/01/2013 to 12/31/2013	$12.21	$17.07	202,561

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
Target Managed VIP Portfolio
01/01/2004 to 12/31/2004	—	$11.32	1,777,316
01/01/2005 to 12/31/2005	$11.32	$11.94	2,420,874
01/01/2006 to 12/31/2006	$11.94	$13.10	2,772,210
01/01/2007 to 12/31/2007	$13.10	$14.10	2,203,754
01/01/2008 to 12/31/2008	$14.10	$7.65	1,345,285
01/01/2009 to 12/31/2009	$7.65	$8.51	861,853
01/01/2010 to 12/31/2010	$8.51	$9.96	654,754
01/01/2011 to 12/31/2011	$9.96	$9.64	581,345
01/01/2012 to 12/31/2012	$9.64	$10.71	565,987
01/01/2013 to 12/31/2013	$10.71	$14.30	532,138
The DOW DART 10 Portfolio
01/01/2004 to 12/31/2004	—	$10.48	155,695
01/01/2005 to 12/31/2005	$10.48	$9.98	194,864
01/01/2006 to 12/31/2006	$9.98	$12.32	481,064
01/01/2007 to 12/31/2007	$12.32	$12.20	235,030
01/01/2008 to 12/31/2008	$12.20	$8.58	249,670
01/01/2009 to 12/31/2009	$8.58	$9.61	136,907
01/01/2010 to 12/31/2010	$9.61	$11.04	221,649
01/01/2011 to 12/31/2011	$11.04	$11.69	189,624
01/01/2012 to 12/31/2012	$11.69	$12.73	184,517
01/01/2013 to 12/31/2013	$12.73	$16.39	166,823
The DOW Target Dividend Portfolio
05/02/2005* to 12/31/2005	$10.00	$9.76	1,240,525
01/01/2006 to 12/31/2006	$9.76	$11.34	2,310,768
01/01/2007 to 12/31/2007	$11.34	$11.28	2,000,024
01/01/2008 to 12/31/2008	$11.28	$6.59	1,374,063
01/01/2009 to 12/31/2009	$6.59	$7.40	996,116
01/01/2010 to 12/31/2010	$7.40	$8.48	902,956
01/01/2011 to 12/31/2011	$8.48	$8.84	1,077,472
01/01/2012 to 12/31/2012	$8.84	$9.18	630,897
01/01/2013 to 12/31/2013	$9.18	$11.57	561,037
Value Line Target 25 Portfolio
01/01/2004 to 12/31/2004	—	$12.59	389,792
01/01/2005 to 12/31/2005	$12.59	$14.82	1,068,337
01/01/2006 to 12/31/2006	$14.82	$15.00	1,119,827
01/01/2007 to 12/31/2007	$15.00	$17.43	1,173,103
01/01/2008 to 12/31/2008	$17.43	$7.74	1,027,401
01/01/2009 to 12/31/2009	$7.74	$8.16	663,617
01/01/2010 to 12/31/2010	$8.16	$10.47	604,695
01/01/2011 to 12/31/2011	$10.47	$7.75	467,540
01/01/2012 to 12/31/2012	$7.75	$9.25	312,129
01/01/2013 to 12/31/2013	$9.25	$11.96	253,593
Wells Fargo Advantage VT Equity Income
01/01/2004 to 12/31/2004	$10.23	$11.18	590,808
01/01/2005 to 12/31/2005	$11.18	$11.59	534,648
01/01/2006 to 12/31/2006	$11.59	$13.51	582,613
01/01/2007 to 12/31/2007	$13.51	$13.66	497,287
01/01/2008 to 12/31/2008	$13.66	$8.53	312,113
01/01/2009 to 12/31/2009	$8.53	$9.81	287,896
01/01/2010 to 07/16/2010	$9.81	$9.43	0

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
Wells Fargo Advantage VT International Equity Portfolio Share Class 1
07/16/2010* to 12/31/2010	$13.33	$16.11	637,587
01/01/2011 to 12/31/2011	$16.11	$13.82	523,908
01/01/2012 to 12/31/2012	$13.82	$15.45	401,945
01/01/2013 to 12/31/2013	$15.45	$18.23	283,907
Wells Fargo Advantage VT Intrinsic Value Portfolio Share Class 2
07/16/2010* to 12/31/2010	$9.43	$10.98	306,415
01/01/2011 to 12/31/2011	$10.98	$10.57	290,158
01/01/2012 to 12/31/2012	$10.57	$12.42	233,447
01/01/2013 to 12/31/2013	$12.42	$15.91	251,990
Wells Fargo Advantage VT Omega Growth Portfolio Share Class 1
07/16/2010* to 12/31/2010	$12.54	$15.82	385,986
01/01/2011 to 12/31/2011	$15.82	$14.72	411,256
01/01/2012 to 12/31/2012	$14.72	$17.48	413,544
01/01/2013 to 12/31/2013	$17.48	$24.11	306,342
Wells Fargo Advantage VT Small Cap Growth Portfolio Share Class 1
07/16/2010* to 12/31/2010	$9.59	$12.25	617,813
01/01/2011 to 12/31/2011	$12.25	$11.52	383,450
01/01/2012 to 12/31/2012	$11.52	$12.25	264,060
01/01/2013 to 12/31/2013	$12.25	$18.14	293,944

*	Denotes the start date of these sub-accounts

ASL II

Prudential Annuities Life Assurance Corporation

Prospectus

ACCUMULATION UNIT VALUES: With HD GRO 60 bps and Combo 5%/HAV 80 bps OR GRO Plus 2008 60 bps and Combo 5%/HAV 80 bps (3.05%)

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Academic Strategies Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$10.02	$12.13	20,597
01/01/2010 to 12/31/2010	$12.13	$13.17	65,536
01/01/2011 to 12/31/2011	$13.17	$12.43	29,622
01/01/2012 to 12/31/2012	$12.43	$13.57	36,253
01/01/2013 to 12/31/2013	$13.57	$14.46	11,985
AST Advanced Strategies Portfolio
05/01/2009 to 12/31/2009	$10.04	$12.33	33,933
01/01/2010 to 12/31/2010	$12.33	$13.59	52,061
01/01/2011 to 12/31/2011	$13.59	$13.19	26,435
01/01/2012 to 12/31/2012	$13.19	$14.54	36,464
01/01/2013 to 12/31/2013	$14.54	$16.43	19,293
AST American Century Income & Growth Portfolio
05/01/2009 to 12/31/2009	$10.08	$12.38	11,520
01/01/2010 to 12/31/2010	$12.38	$13.66	10,502
01/01/2011 to 12/31/2011	$13.66	$13.72	7,324
01/01/2012 to 05/04/2012	$13.72	$14.83	0

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Balanced Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$10.02	$11.96	104,004
01/01/2010 to 12/31/2010	$11.96	$13.02	131,786
01/01/2011 to 12/31/2011	$13.02	$12.47	52,667
01/01/2012 to 12/31/2012	$12.47	$13.60	56,424
01/01/2013 to 12/31/2013	$13.60	$15.51	26,419
AST BlackRock Global Strategies Portfolio
05/02/2011* to 12/31/2011	$10.00	$9.08	0
01/01/2012 to 12/31/2012	$9.08	$9.85	0
01/01/2013 to 12/31/2013	$9.85	$10.58	3,133
AST BlackRock iShares ETF Portfolio
04/29/2013* to 12/31/2013	$10.00	$10.40	1,087
AST Bond Portfolio 2015
05/01/2009 to 12/31/2009	$9.96	$9.92	0
01/01/2010 to 12/31/2010	$9.92	$10.52	0
01/01/2011 to 12/31/2011	$10.52	$10.85	0
01/01/2012 to 12/31/2012	$10.85	$10.84	0
01/01/2013 to 12/31/2013	$10.84	$10.48	0
AST Bond Portfolio 2016
05/01/2009 to 12/31/2009	$9.94	$9.54	10,856
01/01/2010 to 12/31/2010	$9.54	$10.23	53,548
01/01/2011 to 12/31/2011	$10.23	$10.88	99,457
01/01/2012 to 12/31/2012	$10.88	$10.98	49,369
01/01/2013 to 12/31/2013	$10.98	$10.58	31,441
AST Bond Portfolio 2017
01/04/2010* to 12/31/2010	$10.00	$10.63	78,013
01/01/2011 to 12/31/2011	$10.63	$11.48	166,186
01/01/2012 to 12/31/2012	$11.48	$11.70	128,946
01/01/2013 to 12/31/2013	$11.70	$11.11	97,521
AST Bond Portfolio 2018
05/01/2009 to 12/31/2009	$9.92	$9.61	0
01/01/2010 to 12/31/2010	$9.61	$10.36	0
01/01/2011 to 12/31/2011	$10.36	$11.41	300,079
01/01/2012 to 12/31/2012	$11.41	$11.69	203,929
01/01/2013 to 12/31/2013	$11.69	$10.98	124,021
AST Bond Portfolio 2019
05/01/2009 to 12/31/2009	$9.91	$9.51	0
01/01/2010 to 12/31/2010	$9.51	$10.27	0
01/01/2011 to 12/31/2011	$10.27	$11.55	0
01/01/2012 to 12/31/2012	$11.55	$11.85	57,097
01/01/2013 to 12/31/2013	$11.85	$10.93	75,887
AST Bond Portfolio 2020
05/01/2009 to 12/31/2009	$9.88	$9.19	0
01/01/2010 to 12/31/2010	$9.19	$9.96	67,081
01/01/2011 to 12/31/2011	$9.96	$11.46	5,989
01/01/2012 to 12/31/2012	$11.46	$11.82	3,224
01/01/2013 to 12/31/2013	$11.82	$10.71	100,166
AST Bond Portfolio 2021
01/04/2010* to 12/31/2010	$10.00	$10.87	55,827
01/01/2011 to 12/31/2011	$10.87	$12.68	479,189
01/01/2012 to 12/31/2012	$12.68	$13.12	250,845
01/01/2013 to 12/31/2013	$13.12	$11.83	78,873

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Bond Portfolio 2022
01/03/2011* to 12/31/2011	$10.00	$11.87	148,179
01/01/2012 to 12/31/2012	$11.87	$12.18	231,919
01/01/2013 to 12/31/2013	$12.18	$10.66	25,469
AST Bond Portfolio 2023
01/03/2012* to 12/31/2012	$10.00	$10.27	77,251
01/01/2013 to 12/31/2013	$10.27	$8.94	685,322
AST Bond Portfolio 2024
01/02/2013* to 12/31/2013	$10.00	$8.64	347,529
AST Capital Growth Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$10.04	$12.23	88,371
01/01/2010 to 12/31/2010	$12.23	$13.44	112,968
01/01/2011 to 12/31/2011	$13.44	$12.71	48,818
01/01/2012 to 12/31/2012	$12.71	$14.02	64,061
01/01/2013 to 12/31/2013	$14.02	$16.67	34,911
AST ClearBridge Dividend Growth Portfolio formerly, AST Clearbridge Dividend Growth Portfolio
02/25/2013* to 12/31/2013	$10.00	$11.52	0
AST Cohen & Steers Realty Portfolio
05/01/2009 to 12/31/2009	$9.61	$14.41	3,009
01/01/2010 to 12/31/2010	$14.41	$17.98	2,762
01/01/2011 to 12/31/2011	$17.98	$18.59	1,055
01/01/2012 to 12/31/2012	$18.59	$20.78	1,973
01/01/2013 to 12/31/2013	$20.78	$20.78	973
AST Defensive Asset Allocation Portfolio
04/29/2013* to 12/31/2013	$10.00	$9.60	0
AST Federated Aggressive Growth Portfolio
05/01/2009 to 12/31/2009	$9.98	$12.90	3,606
01/01/2010 to 12/31/2010	$12.90	$16.57	4,862
01/01/2011 to 12/31/2011	$16.57	$13.96	5,255
01/01/2012 to 12/31/2012	$13.96	$16.25	5,823
01/01/2013 to 12/31/2013	$16.25	$22.19	4,781
AST FI Pyramis® Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$10.03	$11.89	9,882
01/01/2010 to 12/31/2010	$11.89	$13.06	11,383
01/01/2011 to 12/31/2011	$13.06	$12.35	6,047
01/01/2012 to 12/31/2012	$12.35	$13.61	6,502
01/01/2013 to 12/31/2013	$13.61	$15.73	1,090
AST First Trust Balanced Target Portfolio
05/01/2009 to 12/31/2009	$10.01	$12.21	40,030
01/01/2010 to 12/31/2010	$12.21	$13.54	69,693
01/01/2011 to 12/31/2011	$13.54	$12.93	27,636
01/01/2012 to 12/31/2012	$12.93	$13.87	29,060
01/01/2013 to 12/31/2013	$13.87	$15.43	12,216
AST Franklin Templeton Founding Funds Allocation Portfolio
04/30/2012* to 12/31/2012	$10.00	$10.64	85,979
01/01/2013 to 12/31/2013	$10.64	$12.85	61,658
AST Franklin Templeton Founding Funds Plus Portfolio
04/29/2013* to 12/31/2013	$10.00	$10.71	0

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Global Real Estate Portfolio
05/01/2009 to 12/31/2009	$9.86	$13.84	5,212
01/01/2010 to 12/31/2010	$13.84	$16.13	5,671
01/01/2011 to 12/31/2011	$16.13	$14.85	2,697
01/01/2012 to 12/31/2012	$14.85	$18.26	2,502
01/01/2013 to 12/31/2013	$18.26	$18.47	757
AST Goldman Sachs Concentrated Growth Portfolio
05/01/2009 to 12/31/2009	$10.05	$12.75	5,300
01/01/2010 to 12/31/2010	$12.75	$13.64	5,682
01/01/2011 to 12/31/2011	$13.64	$12.70	564
01/01/2012 to 12/31/2012	$12.70	$14.74	1,000
01/01/2013 to 12/31/2013	$14.74	$18.54	549
AST Goldman Sachs Large-Cap Value Portfolio
05/01/2009 to 12/31/2009	$10.12	$12.12	5,259
01/01/2010 to 12/31/2010	$12.12	$13.27	4,461
01/01/2011 to 12/31/2011	$13.27	$12.15	2,054
01/01/2012 to 12/31/2012	$12.15	$14.10	2,577
01/01/2013 to 12/31/2013	$14.10	$18.25	2,072
AST Goldman Sachs Mid-Cap Growth Portfolio
05/01/2009 to 12/31/2009	$10.06	$13.39	10,087
01/01/2010 to 12/31/2010	$13.39	$15.56	11,918
01/01/2011 to 12/31/2011	$15.56	$14.64	5,719
01/01/2012 to 12/31/2012	$14.64	$16.97	5,361
01/01/2013 to 12/31/2013	$16.97	$21.75	3,788
AST Goldman Sachs Multi-Asset Portfolio formerly, AST Horizon Moderate Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$10.02	$11.78	8,173
01/01/2010 to 12/31/2010	$11.78	$12.74	48,976
01/01/2011 to 12/31/2011	$12.74	$12.29	29,103
01/01/2012 to 12/31/2012	$12.29	$13.13	27,510
01/01/2013 to 12/31/2013	$13.13	$13.98	3,763
AST Goldman Sachs Small-Cap Value Portfolio
05/01/2009 to 12/31/2009	$9.95	$12.67	11,393
01/01/2010 to 12/31/2010	$12.67	$15.58	11,365
01/01/2011 to 12/31/2011	$15.58	$15.30	2,764
01/01/2012 to 12/31/2012	$15.30	$17.16	5,135
01/01/2013 to 12/31/2013	$17.16	$23.09	1,883
AST Herndon Large-Cap Value Portfolio formerly, AST BlackRock Value Portfolio
05/01/2009 to 12/31/2009	$10.10	$12.67	3,083
01/01/2010 to 12/31/2010	$12.67	$13.81	2,749
01/01/2011 to 12/31/2011	$13.81	$13.33	1,157
01/01/2012 to 12/31/2012	$13.33	$14.65	912
01/01/2013 to 12/31/2013	$14.65	$19.12	533
AST High Yield Portfolio
05/01/2009 to 12/31/2009	$10.02	$12.43	5,092
01/01/2010 to 12/31/2010	$12.43	$13.68	10,081
01/01/2011 to 12/31/2011	$13.68	$13.68	2,509
01/01/2012 to 12/31/2012	$13.68	$15.11	5,003
01/01/2013 to 12/31/2013	$15.11	$15.70	4,092

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST International Growth Portfolio
05/01/2009 to 12/31/2009	$10.14	$13.18	2,490
01/01/2010 to 12/31/2010	$13.18	$14.63	11,291
01/01/2011 to 12/31/2011	$14.63	$12.35	3,255
01/01/2012 to 12/31/2012	$12.35	$14.42	4,810
01/01/2013 to 12/31/2013	$14.42	$16.64	2,931
AST International Value Portfolio
05/01/2009 to 12/31/2009	$10.12	$13.01	2,413
01/01/2010 to 12/31/2010	$13.01	$14.02	2,501
01/01/2011 to 12/31/2011	$14.02	$11.88	1,271
01/01/2012 to 12/31/2012	$11.88	$13.44	1,073
01/01/2013 to 12/31/2013	$13.44	$15.57	345
AST J.P. Morgan Global Thematic Portfolio
05/01/2009 to 12/31/2009	$10.04	$12.17	20,236
01/01/2010 to 12/31/2010	$12.17	$13.42	32,414
01/01/2011 to 12/31/2011	$13.42	$12.94	14,505
01/01/2012 to 12/31/2012	$12.94	$14.25	12,999
01/01/2013 to 12/31/2013	$14.25	$16.07	2,443
AST J.P. Morgan International Equity Portfolio formerly, AST JPMorgan International Equity Portfolio
05/01/2009 to 12/31/2009	$10.13	$13.50	6,659
01/01/2010 to 12/31/2010	$13.50	$14.02	15,984
01/01/2011 to 12/31/2011	$14.02	$12.35	3,646
01/01/2012 to 12/31/2012	$12.35	$14.60	4,897
01/01/2013 to 12/31/2013	$14.60	$16.33	2,837
AST J.P. Morgan Strategic Opportunities Portfolio
05/01/2009 to 12/31/2009	$10.08	$11.59	20,757
01/01/2010 to 12/31/2010	$11.59	$12.06	27,863
01/01/2011 to 12/31/2011	$12.06	$11.72	14,468
01/01/2012 to 12/31/2012	$11.72	$12.58	14,931
01/01/2013 to 12/31/2013	$12.58	$13.54	3,132
AST Jennison Large-Cap Growth Portfolio
11/16/2009* to 12/31/2009	$10.08	$10.27	0
01/01/2010 to 12/31/2010	$10.27	$11.09	692
01/01/2011 to 12/31/2011	$11.09	$10.82	502
01/01/2012 to 12/31/2012	$10.82	$12.08	5,202
01/01/2013 to 12/31/2013	$12.08	$15.99	3,955
AST Jennison Large-Cap Value Portfolio
11/16/2009* to 12/31/2009	$10.14	$10.28	0
01/01/2010 to 12/31/2010	$10.28	$11.34	916
01/01/2011 to 12/31/2011	$11.34	$10.34	252
01/01/2012 to 12/31/2012	$10.34	$11.36	289
01/01/2013 to 12/31/2013	$11.36	$14.47	201
AST Large-Cap Value Portfolio
05/01/2009 to 12/31/2009	$10.06	$12.65	573
01/01/2010 to 12/31/2010	$12.65	$13.88	14,237
01/01/2011 to 12/31/2011	$13.88	$12.89	2,571
01/01/2012 to 12/31/2012	$12.89	$14.61	3,452
01/01/2013 to 12/31/2013	$14.61	$19.81	2,533

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Loomis Sayles Large-Cap Growth Portfolio formerly, AST Marsico Capital Growth Portfolio
05/01/2009 to 12/31/2009	$10.01	$12.63	10,541
01/01/2010 to 12/31/2010	$12.63	$14.66	10,205
01/01/2011 to 12/31/2011	$14.66	$14.09	6,178
01/01/2012 to 12/31/2012	$14.09	$15.33	5,047
01/01/2013 to 12/31/2013	$15.33	$20.31	4,771
AST Lord Abbett Core Fixed Income Portfolio
05/01/2009 to 12/31/2009	$10.03	$12.00	1,494
01/01/2010 to 12/31/2010	$12.00	$13.20	5,460
01/01/2011 to 12/31/2011	$13.20	$14.10	3,371
01/01/2012 to 12/31/2012	$14.10	$14.48	3,340
01/01/2013 to 12/31/2013	$14.48	$13.76	550
AST MFS Global Equity Portfolio
05/01/2009 to 12/31/2009	$10.07	$13.28	9,929
01/01/2010 to 12/31/2010	$13.28	$14.42	7,763
01/01/2011 to 12/31/2011	$14.42	$13.54	3,117
01/01/2012 to 12/31/2012	$13.54	$16.16	6,301
01/01/2013 to 12/31/2013	$16.16	$20.00	2,669
AST MFS Growth Portfolio
05/01/2009 to 12/31/2009	$10.03	$12.07	12,013
01/01/2010 to 12/31/2010	$12.07	$13.20	19,094
01/01/2011 to 12/31/2011	$13.20	$12.72	5,650
01/01/2012 to 12/31/2012	$12.72	$14.44	12,520
01/01/2013 to 12/31/2013	$14.44	$19.14	7,446
AST MFS Large-Cap Value Portfolio
08/20/2012* to 12/31/2012	$10.00	$10.14	0
01/01/2013 to 12/31/2013	$10.14	$13.23	0
AST Mid-Cap Value Portfolio
05/01/2009 to 12/31/2009	$9.99	$13.14	12,399
01/01/2010 to 12/31/2010	$13.14	$15.75	8,558
01/01/2011 to 12/31/2011	$15.75	$14.74	4,926
01/01/2012 to 12/31/2012	$14.74	$16.92	5,226
01/01/2013 to 12/31/2013	$16.92	$21.73	2,453
AST Money Market Portfolio
05/01/2009 to 12/31/2009	$10.00	$9.80	61,155
01/01/2010 to 12/31/2010	$9.80	$9.50	66,807
01/01/2011 to 12/31/2011	$9.50	$9.22	22,753
01/01/2012 to 12/31/2012	$9.22	$8.94	21,654
01/01/2013 to 12/31/2013	$8.94	$8.66	38,219
AST Neuberger Berman / LSV Mid-Cap Value Portfolio
05/01/2009 to 12/31/2009	$10.13	$13.62	1,324
01/01/2010 to 12/31/2010	$13.62	$16.31	2,199
01/01/2011 to 12/31/2011	$16.31	$15.42	751
01/01/2012 to 12/31/2012	$15.42	$17.51	4,345
01/01/2013 to 12/31/2013	$17.51	$24.10	3,593
AST Neuberger Berman Core Bond Portfolio
10/31/2011* to 12/31/2011	$10.03	$10.05	0
01/01/2012 to 12/31/2012	$10.05	$10.21	454
01/01/2013 to 12/31/2013	$10.21	$9.62	0

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Neuberger Berman Mid-Cap Growth Portfolio
05/01/2009 to 12/31/2009	$9.98	$12.28	2,880
01/01/2010 to 12/31/2010	$12.28	$15.32	12,697
01/01/2011 to 12/31/2011	$15.32	$15.10	3,661
01/01/2012 to 12/31/2012	$15.10	$16.46	10,250
01/01/2013 to 12/31/2013	$16.46	$21.16	6,640
AST Neuberger Berman Small-Cap Growth Portfolio
05/01/2009 to 12/31/2009	$9.93	$11.99	1,364
01/01/2010 to 12/31/2010	$11.99	$13.98	13,027
01/01/2011 to 04/29/2011	$13.98	$15.60	0
AST New Discovery Asset Allocation Portfolio
04/30/2012* to 12/31/2012	$10.00	$10.22	17,403
01/01/2013 to 12/31/2013	$10.22	$11.79	12,005
AST Parametric Emerging Markets Equity Portfolio
05/01/2009 to 12/31/2009	$10.05	$14.70	544
01/01/2010 to 12/31/2010	$14.70	$17.42	8,655
01/01/2011 to 12/31/2011	$17.42	$13.47	3,004
01/01/2012 to 12/31/2012	$13.47	$15.40	3,488
01/01/2013 to 12/31/2013	$15.40	$14.96	966
AST PIMCO Limited Maturity Bond Portfolio
05/01/2009 to 12/31/2009	$9.99	$10.41	10,719
01/01/2010 to 12/31/2010	$10.41	$10.49	8,917
01/01/2011 to 12/31/2011	$10.49	$10.40	3,150
01/01/2012 to 12/31/2012	$10.40	$10.55	3,391
01/01/2013 to 12/31/2013	$10.55	$10.01	590
AST PIMCO Total Return Bond Portfolio
05/01/2009 to 12/31/2009	$9.98	$10.98	109,219
01/01/2010 to 12/31/2010	$10.98	$11.46	174,087
01/01/2011 to 12/31/2011	$11.46	$11.47	92,726
01/01/2012 to 12/31/2012	$11.47	$12.15	96,820
01/01/2013 to 12/31/2013	$12.15	$11.57	35,919
AST Preservation Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$10.02	$11.53	117,847
01/01/2010 to 12/31/2010	$11.53	$12.36	141,279
01/01/2011 to 12/31/2011	$12.36	$12.10	76,596
01/01/2012 to 12/31/2012	$12.10	$12.95	76,027
01/01/2013 to 12/31/2013	$12.95	$13.71	18,950
AST Prudential Core Bond Portfolio
10/31/2011* to 12/31/2011	$10.02	$10.05	193
01/01/2012 to 12/31/2012	$10.05	$10.43	85
01/01/2013 to 12/31/2013	$10.43	$9.88	0
AST Prudential Growth Allocation Portfolio formerly, AST First Trust Capital Appreciation Target Portfolio
05/01/2009 to 12/31/2009	$9.98	$12.07	33,032
01/01/2010 to 12/31/2010	$12.07	$13.93	76,341
01/01/2011 to 12/31/2011	$13.93	$12.67	31,690
01/01/2012 to 12/31/2012	$12.67	$13.87	41,291
01/01/2013 to 12/31/2013	$13.87	$15.74	17,345

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST QMA US Equity Alpha Portfolio
05/01/2009 to 12/31/2009	$10.08	$12.72	56
01/01/2010 to 12/31/2010	$12.72	$14.19	312
01/01/2011 to 12/31/2011	$14.19	$14.23	118
01/01/2012 to 12/31/2012	$14.23	$16.39	83
01/01/2013 to 12/31/2013	$16.39	$21.05	34
AST Quantitative Modeling Portfolio
05/02/2011* to 12/31/2011	$10.00	$8.81	0
01/01/2012 to 12/31/2012	$8.81	$9.67	0
01/01/2013 to 12/31/2013	$9.67	$11.47	0
AST RCM World Trends Portfolio formerly, AST CLS Moderate Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$10.04	$11.86	24,557
01/01/2010 to 12/31/2010	$11.86	$12.87	39,827
01/01/2011 to 12/31/2011	$12.87	$12.25	16,831
01/01/2012 to 12/31/2012	$12.25	$13.09	20,040
01/01/2013 to 12/31/2013	$13.09	$14.27	5,148
AST Schroders Global Tactical Portfolio
05/01/2009 to 12/31/2009	$10.05	$12.26	8,395
01/01/2010 to 12/31/2010	$12.26	$13.59	20,779
01/01/2011 to 12/31/2011	$13.59	$12.86	9,445
01/01/2012 to 12/31/2012	$12.86	$14.45	11,058
01/01/2013 to 12/31/2013	$14.45	$16.54	4,145
AST Schroders Multi-Asset World Strategies Portfolio
05/01/2009 to 12/31/2009	$10.08	$12.30	20,952
01/01/2010 to 12/31/2010	$12.30	$13.34	37,585
01/01/2011 to 12/31/2011	$13.34	$12.49	18,344
01/01/2012 to 12/31/2012	$12.49	$13.46	17,149
01/01/2013 to 12/31/2013	$13.46	$14.93	6,711
AST Small-Cap Growth Portfolio
05/01/2009 to 12/31/2009	$10.01	$13.05	1,009
01/01/2010 to 12/31/2010	$13.05	$17.25	4,684
01/01/2011 to 12/31/2011	$17.25	$16.57	1,545
01/01/2012 to 12/31/2012	$16.57	$18.01	4,955
01/01/2013 to 12/31/2013	$18.01	$23.61	3,505
AST Small-Cap Value Portfolio
05/01/2009 to 12/31/2009	$9.98	$12.85	758
01/01/2010 to 12/31/2010	$12.85	$15.70	9,508
01/01/2011 to 12/31/2011	$15.70	$14.31	2,394
01/01/2012 to 12/31/2012	$14.31	$16.40	3,290
01/01/2013 to 12/31/2013	$16.40	$21.84	2,171
AST T. Rowe Price Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$10.04	$12.06	43,885
01/01/2010 to 12/31/2010	$12.06	$13.05	45,724
01/01/2011 to 12/31/2011	$13.05	$12.90	20,735
01/01/2012 to 12/31/2012	$12.90	$14.19	29,389
01/01/2013 to 12/31/2013	$14.19	$16.08	15,266
AST T. Rowe Price Equity Income Portfolio
05/01/2009 to 12/31/2009	$10.10	$12.82	240
01/01/2010 to 12/31/2010	$12.82	$14.07	187
01/01/2011 to 12/31/2011	$14.07	$13.42	1,337
01/01/2012 to 12/31/2012	$13.42	$15.25	120
01/01/2013 to 12/31/2013	$15.25	$19.18	429

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST T. Rowe Price Large-Cap Growth Portfolio
05/01/2009 to 12/31/2009	$9.99	$13.07	5,649
01/01/2010 to 12/31/2010	$13.07	$14.68	16,473
01/01/2011 to 12/31/2011	$14.68	$13.99	4,943
01/01/2012 to 12/31/2012	$13.99	$15.95	7,580
01/01/2013 to 12/31/2013	$15.95	$22.27	3,641
AST T. Rowe Price Natural Resources Portfolio
05/01/2009 to 12/31/2009	$10.30	$13.66	22,188
01/01/2010 to 12/31/2010	$13.66	$15.96	33,585
01/01/2011 to 12/31/2011	$15.96	$13.16	12,364
01/01/2012 to 12/31/2012	$13.16	$13.22	17,404
01/01/2013 to 12/31/2013	$13.22	$14.79	7,649
AST Templeton Global Bond Portfolio formerly, AST T. Rowe Price Global Bond Portfolio
05/01/2009 to 12/31/2009	$10.02	$11.03	7,216
01/01/2010 to 12/31/2010	$11.03	$11.31	13,161
01/01/2011 to 12/31/2011	$11.31	$11.42	8,552
01/01/2012 to 12/31/2012	$11.42	$11.65	8,562
01/01/2013 to 12/31/2013	$11.65	$10.87	953
AST Wellington Management Hedged Equity Portfolio
05/01/2009 to 12/31/2009	$10.06	$12.68	35,658
01/01/2010 to 12/31/2010	$12.68	$14.09	29,905
01/01/2011 to 12/31/2011	$14.09	$13.19	9,998
01/01/2012 to 12/31/2012	$13.19	$14.19	18,422
01/01/2013 to 12/31/2013	$14.19	$16.58	11,668
AST Western Asset Core Plus Bond Portfolio
05/01/2009 to 12/31/2009	$9.99	$10.68	608
01/01/2010 to 12/31/2010	$10.68	$11.17	8,009
01/01/2011 to 12/31/2011	$11.17	$11.48	2,004
01/01/2012 to 12/31/2012	$11.48	$12.00	4,104
01/01/2013 to 12/31/2013	$12.00	$11.46	1,345
Evergreen VA Growth Fund
05/01/2009 to 12/31/2009	$10.04	$12.55	0
01/01/2010 to 07/16/2010	$12.55	$12.19	0
Evergreen VA International Equity Fund
05/01/2009 to 12/31/2009	$10.05	$12.65	96
01/01/2010 to 07/16/2010	$12.65	$11.93	0
Evergreen VA Omega Fund
05/01/2009 to 12/31/2009	$9.89	$12.76	471
01/01/2010 to 07/16/2010	$12.76	$11.82	0
First Trust Target Focus Four Portfolio
05/01/2009 to 12/31/2009	$10.10	$13.19	0
01/01/2010 to 12/31/2010	$13.19	$15.21	400
01/01/2011 to 12/31/2011	$15.21	$13.14	113
01/01/2012 to 12/31/2012	$13.14	$14.50	127
01/01/2013 to 12/31/2013	$14.50	$18.43	0
Franklin Templeton VIP Founding Funds Allocation Fund
05/01/2009 to 12/31/2009	$10.07	$12.74	43,424
01/01/2010 to 12/31/2010	$12.74	$13.62	109,519
01/01/2011 to 12/31/2011	$13.62	$12.98	50,893
01/01/2012 to 09/21/2012	$12.98	$14.39	0

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
Global Dividend Target 15 Portfolio
05/01/2009 to 12/31/2009	$10.06	$14.39	685
01/01/2010 to 12/31/2010	$14.39	$15.31	1,333
01/01/2011 to 12/31/2011	$15.31	$13.73	657
01/01/2012 to 12/31/2012	$13.73	$16.69	812
01/01/2013 to 12/31/2013	$16.69	$18.50	52
Invesco V.I. Capital Development Fund – Series I
04/29/2011* to 12/31/2011	$10.03	$8.09	380
01/01/2012 to 04/27/2012	$8.09	$9.13	0
Invesco V.I. Diversified Dividend Fund – Series I
04/29/2011* to 12/31/2011	$9.99	$9.03	981
01/01/2012 to 12/31/2012	$9.03	$10.40	1,301
01/01/2013 to 12/31/2013	$10.40	$13.21	478
Invesco V.I. Dynamics Fund – Series I
05/01/2009 to 12/31/2009	$10.04	$13.06	637
01/01/2010 to 12/31/2010	$13.06	$15.68	576
01/01/2011 to 04/29/2011	$15.68	$17.38	0
Invesco V.I. Financial Services Fund – Series I
05/01/2009 to 12/31/2009	$10.00	$13.90	2,477
01/01/2010 to 12/31/2010	$13.90	$14.86	1,798
01/01/2011 to 04/29/2011	$14.86	$15.61	0
Invesco V.I. Global Health Care Fund – Series I
05/01/2009 to 12/31/2009	$9.95	$12.67	410
01/01/2010 to 12/31/2010	$12.67	$12.93	1,135
01/01/2011 to 12/31/2011	$12.93	$13.03	509
01/01/2012 to 12/31/2012	$13.03	$15.28	646
01/01/2013 to 12/31/2013	$15.28	$20.81	58
Invesco V.I. Mid Cap Growth Portfolio, Series I formerly, Invesco Van Kampen V.I. Mid Cap Growth Fund – Series I
04/27/2012* to 12/31/2012	$10.05	$9.67	486
01/01/2013 to 12/31/2013	$9.67	$12.85	147
NVIT Developing Markets Fund
05/01/2009 to 12/31/2009	$10.12	$14.41	3,106
01/01/2010 to 12/31/2010	$14.41	$16.23	2,867
01/01/2011 to 12/31/2011	$16.23	$12.21	701
01/01/2012 to 12/31/2012	$12.21	$13.82	674
01/01/2013 to 12/31/2013	$13.82	$13.40	15
ProFund VP Asia 30
05/01/2009 to 12/31/2009	$10.20	$13.92	0
01/01/2010 to 12/31/2010	$13.92	$15.37	0
01/01/2011 to 12/31/2011	$15.37	$10.88	0
01/01/2012 to 12/31/2012	$10.88	$12.18	0
01/01/2013 to 12/31/2013	$12.18	$13.58	0
ProFund VP Banks
05/01/2009 to 12/31/2009	$9.77	$12.43	0
01/01/2010 to 12/31/2010	$12.43	$13.05	0
01/01/2011 to 12/31/2011	$13.05	$9.27	0
01/01/2012 to 12/31/2012	$9.27	$11.99	0
01/01/2013 to 12/31/2013	$11.99	$15.51	0

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
ProFund VP Basic Materials
05/01/2009 to 12/31/2009	$10.15	$14.20	347
01/01/2010 to 12/31/2010	$14.20	$17.86	463
01/01/2011 to 12/31/2011	$17.86	$14.52	0
01/01/2012 to 12/31/2012	$14.52	$15.27	0
01/01/2013 to 12/31/2013	$15.27	$17.53	0
ProFund VP Bear
05/01/2009 to 12/31/2009	$9.94	$7.28	1,686
01/01/2010 to 12/31/2010	$7.28	$5.80	7,621
01/01/2011 to 12/31/2011	$5.80	$5.13	1,565
01/01/2012 to 12/31/2012	$5.13	$4.14	1,206
01/01/2013 to 12/31/2013	$4.14	$2.95	0
ProFund VP Bull
05/01/2009 to 12/31/2009	$10.05	$12.58	0
01/01/2010 to 12/31/2010	$12.58	$13.74	0
01/01/2011 to 12/31/2011	$13.74	$13.32	0
01/01/2012 to 12/31/2012	$13.32	$14.70	0
01/01/2013 to 12/31/2013	$14.70	$18.50	0
ProFund VP Consumer Goods Portfolio
05/01/2009 to 12/31/2009	$10.03	$12.49	0
01/01/2010 to 12/31/2010	$12.49	$14.21	391
01/01/2011 to 12/31/2011	$14.21	$14.73	0
01/01/2012 to 12/31/2012	$14.73	$15.83	0
01/01/2013 to 12/31/2013	$15.83	$19.72	0
ProFund VP Consumer Services
05/01/2009 to 12/31/2009	$9.95	$12.22	0
01/01/2010 to 12/31/2010	$12.22	$14.39	399
01/01/2011 to 12/31/2011	$14.39	$14.72	0
01/01/2012 to 12/31/2012	$14.72	$17.42	0
01/01/2013 to 12/31/2013	$17.42	$23.62	0
ProFund VP Europe 30
05/01/2009 to 12/31/2009	$10.15	$13.55	0
01/01/2010 to 12/31/2010	$13.55	$13.48	0
01/01/2011 to 12/31/2011	$13.48	$11.91	0
01/01/2012 to 12/31/2012	$11.91	$13.46	0
01/01/2013 to 12/31/2013	$13.46	$15.87	0
ProFund VP Financials
05/01/2009 to 12/31/2009	$9.83	$12.79	834
01/01/2010 to 12/31/2010	$12.79	$13.76	685
01/01/2011 to 12/31/2011	$13.76	$11.50	115
01/01/2012 to 12/31/2012	$11.50	$13.90	179
01/01/2013 to 12/31/2013	$13.90	$17.80	20
ProFund VP Health Care
05/01/2009 to 12/31/2009	$9.98	$12.70	0
01/01/2010 to 12/31/2010	$12.70	$12.66	0
01/01/2011 to 12/31/2011	$12.66	$13.52	0
01/01/2012 to 12/31/2012	$13.52	$15.39	0
01/01/2013 to 12/31/2013	$15.39	$20.85	0

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
ProFund VP Industrials
05/01/2009 to 12/31/2009	$10.11	$12.70	0
01/01/2010 to 12/31/2010	$12.70	$15.23	0
01/01/2011 to 12/31/2011	$15.23	$14.50	0
01/01/2012 to 12/31/2012	$14.50	$16.28	0
01/01/2013 to 12/31/2013	$16.28	$21.82	0
ProFund VP Japan
05/01/2009 to 12/31/2009	$10.22	$11.29	0
01/01/2010 to 12/31/2010	$11.29	$10.23	0
01/01/2011 to 12/31/2011	$10.23	$8.08	0
01/01/2012 to 12/31/2012	$8.08	$9.63	0
01/01/2013 to 12/31/2013	$9.63	$13.84	0
ProFund VP Large-Cap Growth
05/01/2009 to 12/31/2009	$10.07	$12.56	0
01/01/2010 to 12/31/2010	$12.56	$13.78	0
01/01/2011 to 12/31/2011	$13.78	$13.78	0
01/01/2012 to 12/31/2012	$13.78	$15.06	0
01/01/2013 to 12/31/2013	$15.06	$19.08	0
ProFund VP Large-Cap Value
05/01/2009 to 12/31/2009	$10.03	$12.61	1,267
01/01/2010 to 12/31/2010	$12.61	$13.81	699
01/01/2011 to 12/31/2011	$13.81	$13.21	66
01/01/2012 to 12/31/2012	$13.21	$14.79	87
01/01/2013 to 12/31/2013	$14.79	$18.62	0
ProFund VP Mid-Cap Growth
05/01/2009 to 12/31/2009	$9.99	$12.58	1,273
01/01/2010 to 12/31/2010	$12.58	$15.66	702
01/01/2011 to 12/31/2011	$15.66	$14.75	66
01/01/2012 to 12/31/2012	$14.75	$16.50	88
01/01/2013 to 12/31/2013	$16.50	$20.88	0
ProFund VP Mid-Cap Value
05/01/2009 to 12/31/2009	$9.92	$12.68	0
01/01/2010 to 12/31/2010	$12.68	$14.81	0
01/01/2011 to 12/31/2011	$14.81	$13.80	0
01/01/2012 to 12/31/2012	$13.80	$15.59	0
01/01/2013 to 12/31/2013	$15.59	$19.98	0
ProFund VP NASDAQ-100
05/01/2009 to 12/31/2009	$10.01	$12.96	0
01/01/2010 to 12/31/2010	$12.96	$14.86	0
01/01/2011 to 12/31/2011	$14.86	$14.62	0
01/01/2012 to 12/31/2012	$14.62	$16.47	0
01/01/2013 to 12/31/2013	$16.47	$21.45	0
ProFund VP Oil & Gas
05/01/2009 to 12/31/2009	$10.30	$11.85	404
01/01/2010 to 12/31/2010	$11.85	$13.53	340
01/01/2011 to 12/31/2011	$13.53	$13.42	115
01/01/2012 to 12/31/2012	$13.42	$13.38	133
01/01/2013 to 12/31/2013	$13.38	$16.10	36

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
ProFund VP Pharmaceuticals
05/01/2009 to 12/31/2009	$10.02	$13.00	0
01/01/2010 to 12/31/2010	$13.00	$12.67	0
01/01/2011 to 12/31/2011	$12.67	$14.26	0
01/01/2012 to 12/31/2012	$14.26	$15.47	0
01/01/2013 to 12/31/2013	$15.47	$19.74	0
ProFund VP Precious Metals
05/01/2009 to 12/31/2009	$10.01	$13.59	0
01/01/2010 to 12/31/2010	$13.59	$17.51	0
01/01/2011 to 12/31/2011	$17.51	$13.72	0
01/01/2012 to 12/31/2012	$13.72	$11.36	0
01/01/2013 to 12/31/2013	$11.36	$6.84	0
ProFund VP Real Estate
05/01/2009 to 12/31/2009	$9.62	$13.94	0
01/01/2010 to 12/31/2010	$13.94	$16.85	40
01/01/2011 to 12/31/2011	$16.85	$17.11	0
01/01/2012 to 12/31/2012	$17.11	$19.44	0
01/01/2013 to 12/31/2013	$19.44	$18.86	0
ProFund VP Rising Rates Opportunity
05/01/2009 to 12/31/2009	$10.11	$10.16	2,366
01/01/2010 to 12/31/2010	$10.16	$8.27	7,909
01/01/2011 to 12/31/2011	$8.27	$5.01	1,557
01/01/2012 to 12/31/2012	$5.01	$4.52	1,288
01/01/2013 to 12/31/2013	$4.52	$5.11	22
ProFund VP Short NASDAQ-100
05/01/2009 to 12/31/2009	$9.99	$7.05	0
01/01/2010 to 12/31/2010	$7.05	$5.39	0
01/01/2011 to 12/31/2011	$5.39	$4.68	0
01/01/2012 to 12/31/2012	$4.68	$3.68	0
01/01/2013 to 12/31/2013	$3.68	$2.52	0
ProFund VP Small-Cap Growth
05/01/2009 to 12/31/2009	$10.01	$12.50	0
01/01/2010 to 12/31/2010	$12.50	$15.24	28
01/01/2011 to 12/31/2011	$15.24	$14.96	0
01/01/2012 to 12/31/2012	$14.96	$16.32	0
01/01/2013 to 12/31/2013	$16.32	$22.21	0
ProFund VP Small-Cap Value
05/01/2009 to 12/31/2009	$9.96	$12.32	1,307
01/01/2010 to 12/31/2010	$12.32	$14.59	721
01/01/2011 to 12/31/2011	$14.59	$13.56	68
01/01/2012 to 12/31/2012	$13.56	$15.27	90
01/01/2013 to 12/31/2013	$15.27	$20.39	0
ProFund VP Telecommunications
05/01/2009 to 12/31/2009	$10.15	$10.95	1,469
01/01/2010 to 12/31/2010	$10.95	$12.28	966
01/01/2011 to 12/31/2011	$12.28	$12.13	120
01/01/2012 to 12/31/2012	$12.13	$13.70	174
01/01/2013 to 12/31/2013	$13.70	$14.89	14

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
ProFund VP U.S. Government Plus
05/01/2009 to 12/31/2009	$9.89	$8.85	1,341
01/01/2010 to 12/31/2010	$8.85	$9.44	156
01/01/2011 to 12/31/2011	$9.44	$13.14	0
01/01/2012 to 12/31/2012	$13.14	$12.86	0
01/01/2013 to 12/31/2013	$12.86	$10.09	0
ProFund VP UltraMid-Cap
05/01/2009 to 12/31/2009	$9.94	$15.92	0
01/01/2010 to 12/31/2010	$15.92	$23.11	0
01/01/2011 to 12/31/2011	$23.11	$19.35	0
01/01/2012 to 12/31/2012	$19.35	$24.85	0
01/01/2013 to 12/31/2013	$24.85	$41.10	0
ProFund VP Utilities
05/01/2009 to 12/31/2009	$10.23	$12.17	875
01/01/2010 to 12/31/2010	$12.17	$12.50	483
01/01/2011 to 12/31/2011	$12.50	$14.25	45
01/01/2012 to 12/31/2012	$14.25	$13.83	60
01/01/2013 to 12/31/2013	$13.83	$15.19	0
Prudential SP International Growth Portfolio
05/01/2009 to 12/31/2009	$10.14	$13.32	0
01/01/2010 to 12/31/2010	$13.32	$14.72	0
01/01/2011 to 12/31/2011	$14.72	$12.14	0
01/01/2012 to 12/31/2012	$12.14	$14.41	0
01/01/2013 to 12/31/2013	$14.41	$16.61	0
S&P Target 24 Portfolio
05/01/2009 to 12/31/2009	$10.00	$11.93	0
01/01/2010 to 12/31/2010	$11.93	$13.80	316
01/01/2011 to 12/31/2011	$13.80	$14.53	56
01/01/2012 to 12/31/2012	$14.53	$15.41	76
01/01/2013 to 12/31/2013	$15.41	$21.24	0
Target Managed VIP Portfolio
05/01/2009 to 12/31/2009	$10.00	$12.22	0
01/01/2010 to 12/31/2010	$12.22	$14.12	0
01/01/2011 to 12/31/2011	$14.12	$13.46	0
01/01/2012 to 12/31/2012	$13.46	$14.75	0
01/01/2013 to 12/31/2013	$14.75	$19.41	0
The DOW DART 10 Portfolio
05/01/2009 to 12/31/2009	$10.14	$13.21	0
01/01/2010 to 12/31/2010	$13.21	$14.95	449
01/01/2011 to 12/31/2011	$14.95	$15.62	96
01/01/2012 to 12/31/2012	$15.62	$16.77	131
01/01/2013 to 12/31/2013	$16.77	$21.27	0
The DOW Target Dividend Portfolio
05/01/2009 to 12/31/2009	$10.05	$13.63	0
01/01/2010 to 12/31/2010	$13.63	$15.39	0
01/01/2011 to 12/31/2011	$15.39	$15.82	0
01/01/2012 to 12/31/2012	$15.82	$16.19	0
01/01/2013 to 12/31/2013	$16.19	$20.12	0
Wells Fargo Advantage VT Equity Income
05/01/2009 to 12/31/2009	$10.09	$12.19	329
01/01/2010 to 07/16/2010	$12.19	$11.63	0

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
Wells Fargo Advantage VT International Equity Portfolio Share Class 1
07/16/2010* to 12/31/2010	$11.94	$14.34	0
01/01/2011 to 12/31/2011	$14.34	$12.13	0
01/01/2012 to 12/31/2012	$12.13	$13.37	0
01/01/2013 to 12/31/2013	$13.37	$15.54	0
Wells Fargo Advantage VT Intrinsic Value Portfolio Share Class 2
07/16/2010* to 12/31/2010	$11.63	$13.46	282
01/01/2011 to 12/31/2011	$13.46	$12.77	122
01/01/2012 to 12/31/2012	$12.77	$14.79	154
01/01/2013 to 12/31/2013	$14.79	$18.68	45
Wells Fargo Advantage VT Omega Growth Portfolio Share Class 1
07/16/2010* to 12/31/2010	$11.82	$14.81	0
01/01/2011 to 12/31/2011	$14.81	$13.59	0
01/01/2012 to 12/31/2012	$13.59	$15.91	0
01/01/2013 to 12/31/2013	$15.91	$21.63	0
Wells Fargo Advantage VT Small Cap Growth Portfolio Share Class 1
07/16/2010* to 12/31/2010	$9.59	$12.17	0
01/01/2011 to 12/31/2011	$12.17	$11.28	0
01/01/2012 to 12/31/2012	$11.28	$11.83	0
01/01/2013 to 12/31/2013	$11.83	$17.26	0

*	Denotes the start date of these sub-accounts

APPENDIX B – CALCULATION OF OPTIONAL DEATH BENEFITS

Examples of Enhanced Beneficiary Protection Optional Death Benefit Calculation

The following are examples of how the Enhanced Beneficiary Protection Optional Death Benefit is calculated. Each example assumes that a $50,000 initial Purchase Payment is made. Each example assumes that there is one Owner who is age 50 on the Issue Date and that all Account Value is maintained in the variable investment options. The formula for determining the Enhanced Beneficiary Protection Optional Death Benefit is as follows:

Growth	=	Account Value of variable investment options plus Interim Value of Fixed Allocations (no MVA applies)	minus	purchase payments – proportional withdrawals

Example with market increase

Assume that the Owner has made no withdrawals and that the Account Value has been increasing due to positive market performance. On the date we receive due proof of death, the Account Value is $75,000. The basic Death Benefit is calculated as purchase payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $75,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($75,000) PLUS 40% of the “Growth” under the Annuity.

Growth	=	$75,000 – [$50,000 – $0]
	=	$25,000

Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth
	=	$25,000 * 0.40
	=	$10,000

Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit
	=	$85,000

Examples with market decline

Assume that the Owner has made no withdrawals and that the Account Value has been decreasing due to declines in market performance. On the date we receive due proof of death, the Account Value is $45,000. The basic Death Benefit is calculated as purchase payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $50,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($50,000) PLUS the “Growth” under the Annuity.

Growth	=	$45,000 – [$50,000 – $0]
	=	$-5,000

Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth
	NO BENEFIT IS PAYABLE

Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit
	=	$50,000

In this example you would receive no additional benefit from purchasing the Enhanced Beneficiary Protection Optional Death Benefit.

Example with market increase and withdrawals

Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 5 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $90,000. The basic Death Benefit is calculated as purchase payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $90,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($90,000) PLUS 40% of the “Growth” under the Annuity.

Growth	=	$90,000 – [$50,000 – ($50,000 * $15,000/$75,000)]
	=	$90,000 – [$50,000 – $10,000]
	=	$90,000 – $40,000
	=	$50,000

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Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth
=	$50,000 * 0.40
=	$20,000
Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit
=	$110,000

Examples of Highest Anniversary Value Death Benefit Calculation

The following are examples of how the Highest Anniversary Value Death Benefit is calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date and that all Account Value is maintained in the variable investment options.

Example with market increase and death before Death Benefit Target Date

Assume that the Owner’s Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the date we receive due proof of death, the Account Value is $75,000; however, the Anniversary Value on the 5th anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Anniversary Value or the basic Death Benefit. The Death Benefit would be the Highest Anniversary Value ($90,000) because it is greater than the amount that would have been payable under the basic Death Benefit ($75,000).

Example with withdrawals

Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 7 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $80,000; however, the Anniversary Value on the 5th anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Anniversary Value or the basic Death Benefit.

Highest Anniversary Value	=	$90,000 – [$90,000 * $15,000/$75,000]
	=	$90,000 – $18,000
	=	$72,000

Basic Death Benefit	=	max [$80,000, $50,000 – ($50,000 * $15,000/$75,000)]
	=	max [$80,000, $40,000]
	=	$80,000

The Death Benefit therefore is $80,000.

Example with death after Death Benefit Target Date

Assume that the Owner’s Account Value has generally been increasing due to positive market performance and that no withdrawals had been made prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Highest Anniversary Value on the Death Benefit Target Date was $80,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greater of the Highest Anniversary Value plus purchase payments minus proportional withdrawals after the Death Benefit Target Date or the basic Death Benefit.

Highest Anniversary Value	=	$80,000 + $15,000 – [($80,000 + $15,000) * $5,000/$70,000]
	=	$80,000 + $15,000 – $6,786
	=	$88,214

Basic Death Benefit	=	max [$75,000, ($50,000 + $15,000) – {($50,000 + $15,000) * $5,000/$70,000}]
	=	max [$75,000, $60,357]
	=	$75,000

The Death Benefit therefore is $88,214.

Examples of Combination 5% Roll-Up and Highest Anniversary Value Death Benefit Calculation

The following are examples of how the Combination 5% Roll-Up and Highest Anniversary Value Death Benefit are calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date and that all Account Value is maintained in the variable investment options.

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Example with market increase and death before Death Benefit Target Date

Assume that the Owner’s Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the 7th anniversary of the Issue Date we receive due proof of death, at which time the Account Value is $75,000; however, the Anniversary Value on the 5th anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Roll-Up Value is equal to initial Purchase Payment accumulated at 5% for 6 years, or $67,005. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit. The Death Benefit would be the Highest Anniversary Value ($90,000) because it is greater than both the Roll-Up Value ($67,005) and the amount that would have been payable under the basic Death Benefit ($75,000).

Example with withdrawals

Assume that the Owner made a withdrawal of $5,000 on the 6th anniversary of the Issue Date when the Account Value was $45,000. The Roll-Up Value on the 6th anniversary of the Issue Date is equal to initial Purchase Payment accumulated at 5% for 6 years, or $67,005. The 5% Dollar-for-Dollar Withdrawal Limit for the 7th annuity year is equal to 5% of the Roll-Up Value as of the 6th anniversary of the Issue Date, or $3,350. Therefore, the remaining $1,650 of the withdrawal results in a proportional reduction to the Roll-Up Value. On the 7th anniversary of the Issue Date we receive due proof of death, at which time the Account Value is $43,000; however, the Anniversary Value on the 2nd anniversary of the Issue Date was $70,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit.

Roll-Up Value	=	{(67,005 – $3,350) – [($67,005 – $3,350) * $1,650/($45,000 – $3,350)]} * 1.05
	=	($63,655 – $2,522) * 1.05
	=	$64,190

Highest Anniversary Value	=	$70,000 – [$70,000 * $5,000/$45,000]
	=	$70,000 – $7,778
	=	$62,222

Basic Death Benefit	=	max [$43,000, $50,000 – ($50,000 * $5,000/$45,000)]
	=	max [$43,000, $44,444]
	=	$44,444

The Death Benefit therefore is $64,190.

Example with death after Death Benefit Target Date

Assume that the Owner has not made any withdrawals prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Roll-Up Value on the Death Benefit Target Date (the contract anniversary on or following the Owner’s 80th birthday) is equal to initial Purchase Payment accumulated at 5% for 10 years, or $81,445. The Highest Anniversary Value on the Death Benefit Target Date was $85,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit as of the Death Benefit Target Date; each increased by subsequent purchase payments and reduced proportionally for subsequent withdrawals.

Roll-Up Value	=	$81,445 + $15,000 – [($81,445 + 15,000) * $5,000/$70,000]
	=	$81,445 + $15,000 – $6,889
	=	$89,556

Highest Anniversary Value	=	$85,000 + $15,000 – [($85,000 + 15,000) * $5,000/$70,000]
	=	$85,000 + $15,000 – $7,143
	=	$92,857

Basic Death Benefit	=	max [$75,000, $50,000 + $15,000 – {(50,000 + $15,000) * $5,000/$70,000}]
	=	max [$75,000, $60,357]
	=	$75,000

The Death Benefit therefore is $92,857.

Examples of Highest Daily Value Death Benefit Calculation

The following are examples of how the HDV Death Benefit is calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date.

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Example with market increase and death before Death Benefit Target Date

Assume that the Owner’s Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the date we receive due proof of death, the Account Value is $75,000; however, the Highest Daily Value was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Daily Value or the basic Death Benefit. The Death Benefit would be the HDV ($90,000) because it is greater than the amount that would have been payable under the basic Death Benefit ($75,000).

Example with withdrawals

Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 7 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $80,000; however, the Highest Daily Value ($90,000) was attained during the fifth Annuity Year. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Daily Value (proportionally reduced by the subsequent withdrawal) or the basic Death Benefit.

Highest Daily Value	=	$90,000 – [$90,000 * $15,000/$75,000]
	=	$90,000 – $18,000
	=	$72,000

Basic Death Benefit	=	max [$80,000, $50,000 – ($50,000 * $15,000/$75,000)]
	=	max [$80,000, $40,000]
	=	$80,000

The Death Benefit therefore is $80,000.

Example with death after Death Benefit Target Date

Assume that the Owner’s Account Value has generally been increasing due to positive market performance and that no withdrawals had been made prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Highest Daily Value on the Death Benefit Target Date was $80,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greater of the Highest Daily Value on the Death Benefit Target Date plus purchase payments minus proportional withdrawals after the Death Benefit Target Date or the basic Death Benefit.

Highest Daily Value	=	$80,000 + $15,000 – [($80,000 + $15,000) * $5,000/$70,000]
	=	$80,000 + $15,000 – $6,786
	=	$88,214

Basic Death Benefit	=	max [$75,000, ($50,000 + $15,000) – {($50,000 + $15,000) * $5,000/$70,000}]
	=	max [$75,000, $60,357]
	=	$75,000

The Death Benefit therefore is $88,214.

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APPENDIX C – PLUS40 OPTIONAL LIFE INSURANCE RIDER

Prudential Annuities’ Plus40 Optional Life Insurance Rider was offered, in those States where approved, between November 18, 2002 for ASAP III, January 17, 2002 for ASL II and APEX II, and January 23, 2002 for XT6 and May 1, 2003. The description below of the Plus40 benefit applies to those Contract Owners who purchased an annuity during that time period and elected the Plus40 benefit.

The life insurance coverage provided under the Plus40 Optional Life Insurance Rider (“Plus40 rider” or the “Rider”) is supported by Prudential Annuities’ general account and is not subject to, or registered as a security under, either the Securities Act of 1933 or the Investment Company Act of 1940. Information about the Plus40 rider is included as an Appendix to this Prospectus to help you understand the Rider and the relationship between the Rider and the value of your Annuity. It is also included because you can elect to pay for the Rider with taxable withdrawals from your Annuity. The staff of the Securities and Exchange Commission has not reviewed this information. However, the information may be subject to certain generally applicable provisions of the Federal securities laws regarding accuracy and completeness.

The income tax-free life insurance payable to your Beneficiary(ies) under the Plus40 rider is equal to 40% of the Account Value of your Annuity as of the date we receive due proof of death, subject to certain adjustments, restrictions and limitations described below.

ELIGIBILITY

The Plus40 rider may be purchased as a rider on your Annuity. The Rider must cover those persons upon whose death the Annuity’s death benefit becomes payable – the Annuity’s owner or owners, or the Annuitant (in the case of an entity owned Annuity). If the Annuity has two Owners, the Rider’s death benefit is payable upon the first death of such persons. If the Annuity is owned by an entity, the Rider’s death benefit is payable upon the death of the Annuitant, even if a Contingent Annuitant is named.

The minimum allowable age to purchase the Plus40 rider is 40; the maximum allowable age is 75. If the Rider is purchased on two lives, both persons must meet the age eligibility requirements. The Plus40 rider is not available to purchasers who use their Annuity as a funding vehicle for a Tax Sheltered Annuity (or 403(b)) or as a funding vehicle for a qualified plan under Section 401 of the Internal Revenue Code (“Code”).

ADJUSTMENTS, RESTRICTIONS & LIMITATIONS

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If you die during the first 24 months following the effective date of the Plus40 rider (generally, the Issue Date of your Annuity), the death benefit will be limited to the amount of any charges paid for the Rider while it was in effect. While we will return the charges you have paid during the applicable period as the death benefit, your Beneficiary(ies) will receive no additional life insurance benefit from the Plus40 rider if you die within 24 months of its effective date.

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If you make a Purchase Payment within 24 months prior to the date of death, the Account Value used to determine the amount of the death benefit will be reduced by the amount of such Purchase Payment(s). If we reduce the death benefit payable under the Plus40 rider based on this provision, we will return 50% of any charges paid for the Rider based on those purchase payments as an additional amount included in the death benefit under the Rider.

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If we apply Credits to your Annuity based on purchase payments, such Credits are treated as Account Value for purposes of determining the death benefit payable under the Plus40 rider. However, if Credits were applied to purchase payments made within 24 months prior to the date of death, the Account Value used to determine the amount of the death benefit will be reduced by the amount of such Credits. If we reduce the death benefit payable under the Plus40 rider based on this provision, we will return 50% of any charges paid for the Rider based on such Credits as an additional amount included in the death benefit under the Rider.

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If you become terminally ill (as defined in the Rider) and elect to receive a portion of the Plus40 rider’s death benefit under the Accelerated Death Benefit provision, the amount that will be payable under the Rider upon your death will be reduced. Please refer to the Accelerated Death Benefit provision described below.

■	If charges for the Plus40 rider are due and are unpaid as of the date the death benefit is being determined, such charges will be deducted from the amount paid to your Beneficiary(ies).

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If the age of any person covered under the Plus40 rider is misstated, we will adjust any coverage under the Rider to conform to the facts. For example, if, due to the misstatement, we overcharged you for coverage under the Rider, we will add any additional charges paid to the amount payable to your Beneficiary(ies). If, due to the misstatement, we undercharged you for coverage under the Rider, we will reduce the death benefit in proportion to the charges not paid as compared to the charges that would have been paid had there been no misstatement.

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On or after an Owner reaches the expiry date of the Rider (the anniversary of the Annuity’s Issue Date on or immediately after the 95th birthday), coverage will terminate. No charge will be made for an Owner following the expiry date. If there are two Owners, the expiry date applies separately to each Owner; therefore, coverage may continue for one Owner and terminate as to the other Owner.

MAXIMUM BENEFIT

The Plus40 rider is subject to a Maximum Death Benefit Amount based on the purchase payments applied to your Annuity. The Plus40 rider may also be subject to a Per Life Maximum Benefit that is based on all amounts paid under any annuity contract we issue to you under which you have elected the Plus40 rider or similar life insurance coverage.

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The Maximum Death Benefit Amount is 100% of the purchase payments increasing at 5% per year following the date each Purchase Payment is applied to the Annuity until the date of death. If purchase payments are applied to the Annuity within 24 months prior to the date of death, the Maximum Death Benefit Amount is decreased by the amount of such purchase payments.

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The Per Life Maximum Benefit applies to purchase payments applied to any such annuity contracts more than 24 months from the date of death that exceed $1,000,000. If you make purchase payments in excess of $1,000,000, we will reduce the aggregate death benefit payable under all Plus40 riders, or similar riders issued by us, based on the combined amount of purchase payments in excess of $1,000,000 multiplied by 40%. If the Per Life Maximum Benefit applies, we will reduce the amount payable under each applicable Plus40 rider on a pro-rata basis. If the Per Life Maximum Benefit applies upon your death, we will return any excess charges that you paid on the portion of your Account Value on which no benefit is payable. The Per Life Maximum Benefit does not limit the amount of purchase payments that you may apply to your Annuity.

ACCELERATED DEATH BENEFIT PROVISION

If you become terminally ill, you may request that a portion of the death benefit payable under the Plus40 rider be prepaid instead of being paid to your Beneficiary(ies) upon your death. Subject to our requirements and where allowed by law, we will make a one time, lump sum payment. Our requirements include proof satisfactory to us, in writing, of terminal illness after the Rider’s Effective Date.

The maximum we will pay, before any reduction, is the lesser of 50% of the Rider’s death benefit or $100,000. If you elect to accelerate payment of a portion of the death benefit under the Plus40 rider, the amount of the remaining death benefit is reduced by the prepaid amount accumulating at an annualized interest rate of 6.0%. Eligibility for an accelerated payout of a portion of your Plus40 rider death benefit may be more restrictive than any Medically-Related Surrender provision that may be applicable to you under the Annuity.

CHARGES FOR THE PLUS40 RIDER

The Plus40 rider has a current charge and a guaranteed maximum charge. The current charge for the Plus40 rider is based on a percentage of your Account Value as of the anniversary of the Issue Date of your Annuity. The applicable percentages differ based on the attained age, last birthday of the Owner(s) or Annuitant (in the case of an entity owned Annuity) as of the date the charge is due. We reserve the right to change the current charge, at any time, subject to regulatory approval where required. If there are two Owners, we calculate the current charge that applies to each Owner individually and deduct the combined amount as the charge for the Rider. There is no charge based on a person’s life after coverage expires as to that person. However, a charge will still apply to the second of two Owners (and coverage will continue for such Owner) if such Owner has not reached the expiry date.

Attained Age	Percentage of Account Value
Age 40-75.80%
Age 76-80	1.60%
Age 81-85	3.20%
Age 86-90	4.80%
Age 91	6.50%
Age 92	7.50%
Age 93	8.50%
Age 94	9.50%
Age 95	10.50%

The charge for the Plus40 rider may also be subject to a guaranteed maximum charge that will apply if the current charge, when applied to the Account Value, exceeds the guaranteed maximum charge. The guaranteed maximum charge is based on a charge per $1,000 of insurance.

C-2

We determine the charge for the Rider annually, in arrears. We deduct the charge: (1) upon your death; (2) on each anniversary of the Issue Date; (3) on the date that you begin receiving annuity payments; (4) if you surrender your Annuity other than a Medically-Related Surrender; or (5) if you choose to terminate the Rider. If the Rider terminates for any of the preceding reasons on a date other than the anniversary of the Annuity’s Issue Date, the charge will be prorated. During the first year after the Annuity’s Issue Date, the charge will be prorated from the Issue Date. In all subsequent years, the charge will be prorated from the last anniversary of the Issue Date.

You can elect to pay the annual charge through a redemption from your Annuity’s Account Value or through funds other than those within the Annuity. If you do not elect a method of payment, we will automatically deduct the annual charge from your Annuity’s Account Value. The manner in which you elect to pay for the Rider may have tax implications.

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If you elect to pay the charge through a redemption of your Annuity’s Account Value, the withdrawal will be treated as a taxable distribution, and will generally be subject to ordinary income tax on the amount of any investment gain withdrawn. If you are under age 59 1/2, the distribution may also be subject to a 10% penalty on any gain withdrawn, in addition to ordinary income taxes. We first deduct the amount of the charge pro-rata from the Account Value in the variable investment options. We only deduct the charge pro-rata from the Fixed Allocations to the extent there is insufficient Account Value in the variable investment options to pay the charge.

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If you elect to pay the charge through funds other than those from your Annuity, we require that payment be made electronically in U.S. currency through a U.S. financial institution. If you elect to pay the charge through electronic transfer of funds and payment has not been received within 31 days from the due date, we will deduct the charge as a redemption from your Annuity, as described above.

TERMINATION

You can terminate the Plus40 rider at any time. Upon termination, you will be required to pay a pro-rata portion of the annual charge for the Rider. The Plus40 rider will terminate automatically on the date your Account Value is applied to begin receiving annuity payments, on the date you surrender the Annuity or, on the expiry date with respect to such person who reaches the expiry date. We may also terminate the Plus40 rider, if necessary, to comply with our interpretation of the Code and applicable regulations. Once terminated, you may not reinstate your coverage under the Plus40 rider.

CHANGES IN ANNUITY DESIGNATIONS

Changes in ownership and annuitant designations under the Annuity may result in changes in eligibility and charges under the Plus40 rider. These changes may include termination of the Rider. Please refer to the Rider for specific details.

SPOUSAL ASSUMPTION

A spousal beneficiary may elect to assume ownership of the Annuity instead of taking the Annuity’s Death Benefit. However, regardless of whether a spousal beneficiary assumes ownership of the Annuity, the death benefit under the Plus40 rider will be paid despite the fact that the Annuity will continue. The spousal beneficiary can apply the death benefit proceeds under the Plus40 rider to the Annuity as a new Purchase Payment, can purchase a new annuity contract or use the death benefit proceeds for any other purpose. Certain restrictions may apply to an Annuity that is used as a qualified investment. Spousal beneficiaries may also be eligible to purchase the Plus40 rider, in which case the Annuity’s Account Value, as of the date the assumption is effective, will be treated as the initial Purchase Payment under applicable provisions of the Rider.

TAX CONSIDERATION

The Plus40 rider was designed to qualify as a life insurance contract under the Code. As life insurance, under most circumstances, the Beneficiary(ies) does not pay any Federal income tax on the death benefit payable under the Rider.

If your Annuity is being used as an Individual Retirement Annuity (IRA), we consider the Plus40 rider to be outside of your IRA, since premium for the Rider is paid for either with funds outside of your Annuity or with withdrawals previously subject to tax and any applicable tax penalty.

We believe payments under the accelerated payout provision of the Rider will meet the requirements of the Code and the regulations in order to qualify as tax-free payments. To the extent permitted by law, we will change our procedures in relation to the Rider, or the definition of terminally ill, or any other applicable term in order to maintain the tax-free status of any amounts paid out under the accelerated payout provision.

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APPENDIX D – ADDITIONAL INFORMATION ON ASSET ALLOCATION PROGRAM

PROGRAM RULES

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Prior to December 5, 2005, you could elect an asset allocation program where the Sub-accounts for each asset class in each model portfolio were designated based on an evaluation of available Sub-accounts. Effective December 5, 2005, you can no longer enroll in an asset allocation program, but you will be permitted to remain in the program if you enrolled prior to the date. These program Rules reflect how the asset allocation program will be administered as of December 5, 2005 for those Owners who have chosen to remain in their program. Asset allocation is a sophisticated method of diversification that allocates assets among asset classes in order to manage investment risk and potentially enhance returns over the long term. However, asset allocation does not guarantee a profit or protect against a loss.

HOW THE ASSET ALLOCATION PROGRAM WORKS

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Amounts will automatically be allocated in accordance with the percentages and to Sub-accounts indicated for the model portfolio that you previously chose. If you allocate your Account Value or transfer your Account Value among any Sub-accounts that are outside of your model portfolio, we will allocate these amounts according to the allocation percentages of the applicable model portfolio upon the next rebalancing. You will not be permitted to change from one model portfolio to another. Upon each rebalance, 100% of your Account Value allocated to the variable Sub-accounts will be allocated to the asset allocation program. Any Account Value not invested in the Sub-accounts will not be part of the program.

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Additional Purchase Payments: Unless otherwise requested, any additional purchase payments applied to the variable Sub-accounts in the Annuity will be allocated to the Sub-accounts according to the allocation percentages for the model portfolio you chose. Allocation of additional purchase payments outside of your model portfolio but into a Sub-account will be reallocated according to the allocation percentages of the applicable model portfolio upon the next rebalancing.

■

Rebalancing Your Model Portfolio: Changes in the value of the Sub-account will cause your Account Value allocated to the Sub-accounts to vary from the percentage allocations of the model portfolio you select. By selecting the asset allocation program, you have directed us to periodically (e.g., quarterly) rebalance your Account Value allocated to the Sub-accounts in accordance with the percentage allocations assigned to each Sub-account within your model portfolio at the time you elected the program or had later been modified with your consent. Some asset allocation programs will only require that a rebalancing occur when the percent of your Account Value allocated to the Sub-accounts are outside of the acceptable range permitted under such asset allocation program. Note – Any Account Value not invested in the Sub-accounts will not be affected by any rebalance.

■

Sub-account Changes Within the Model Portfolios: From time to time there may be a change in a Sub-account within your model portfolio. Unless directed by you or your Financial Professional to reallocate to the new Sub-account, rebalancing will continue in accordance with your unchanged model portfolio, unless the Sub-account is no longer available under your Annuity. If the Sub-account is no longer available we will notify you. If you do not consent to the new Sub-account, your lack of consent will be deemed a request to terminate the asset allocation program and the provisions under “Termination or Modification of the Asset Allocation Program” will apply.

■	Owner Changes in Choice of Model Portfolio: You may not change from the model portfolio that you have elected to any other model portfolio.

TERMINATION OR MODIFICATION OF THE ASSET ALLOCATION PROGRAM:

■

You may request to terminate your asset allocation program at any time. Once you terminate your asset allocation program, you will not be permitted to re-enroll in the program. Any termination will be effective on the date that Prudential Annuities receives your termination request in good order. If you are enrolled in certain optional benefits, termination of your asset allocation program must coincide with (i) the enrollment in a then currently available and approved asset allocation program or other approved option, or (ii) the allocation of your entire account value to the then required investment option(s) available with these benefits. However, if you are enrolled in certain optional benefits, you may terminate the benefit in order to then terminate your asset allocation program. Prudential Annuities reserves the right to terminate or modify the asset allocation program at any time.

RESTRICTIONS ON ELECTING THE ASSET ALLOCATION:

■	You cannot participate in auto-rebalancing or a DCA program while enrolled in an asset allocation program and Systematic Withdrawals can only be made as flat dollar amounts.

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APPENDIX E – DESCRIPTION AND CALCULATION OF PREVIOUSLY OFFERED OPTIONAL DEATH BENEFITS (THIS APPLIES SOLELY TO APEX II, ASL II AND XT6)

If you purchased your Annuity before November 18, 2002 and were not a resident of the State of New York, the following optional death benefits were offered:

ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT

The Enhanced Beneficiary Protection Optional Death Benefit can provide additional amounts to your Beneficiary that may be used to offset federal and state taxes payable on any taxable gains in your Annuity at the time of your death. Whether this benefit is appropriate for you may depend on your particular circumstances, including other financial resources that may be available to your Beneficiary to pay taxes on your Annuity should you die during the accumulation period. No benefit is payable if death occurs on or after the Annuity Date.

The Enhanced Beneficiary Protection Optional Death Benefit provides a benefit that is payable in addition to the basic Death Benefit. If the Annuity has one Owner, the Owner must be age 75 or less at the time the benefit is purchased. If the Annuity has joint Owners, the oldest Owner must be age 75 or less. If the Annuity is owned by an entity, the Annuitant must be age 75 or less.

Calculation of Enhanced Beneficiary Protection Optional Death Benefit

If you purchase the Enhanced Beneficiary Protection Optional Death Benefit, the Death Benefit is calculated as follows:

1.	the basic Death Benefit described above

PLUS

2.	50% of the “Death Benefit Amount” less purchase payments reduced by proportional withdrawals.

“Death Benefit Amount” includes your Account Value and any amounts added to your Account Value under the Annuity’s basic Death Benefit when the Death Benefit is calculated. Under the basic Death Benefit, amounts are added to your Account Value when the Account Value is less than purchase payments minus proportional withdrawals.

“Proportional Withdrawals” are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn.

The amount calculated in Items 1 & 2 above may be reduced by any Credits under certain circumstances.

The Enhanced Beneficiary Protection Optional Death Benefit is subject to a maximum of 50% of all purchase payments applied to the Annuity at least 12 months prior to the death of the decedent that triggers the payment of the Death Benefit.

Please refer to the section entitled “Tax Considerations” for a discussion of special tax considerations for purchasers of this benefit.

NOTE: You may not elect the Enhanced Beneficiary Protection Optional Death Benefit if you have elected any other Optional Death Benefit.

Guaranteed Minimum Death Benefit

If the Annuity has one Owner, the Owner must be age 80 or less at the time the optional Death Benefit is purchased. If the Annuity has joint Owners, the oldest Owner must be age 80 or less. If the Annuity is owned by an entity, the Annuitant must be age 80 or less.

Key Terms Used with the Guaranteed Minimum Death Benefit

■	The Death Benefit Target Date is the contract anniversary on or after the 80th birthday of the current Owner, the oldest of either joint Owner or the Annuitant, if entity owned.
■	The Highest Anniversary Value equals the highest of all previous “Anniversary Values” on or before the earlier of the Owner’s date of death and the “Death Benefit Target Date”.
■

The Anniversary Value is the Account Value as of each anniversary of the Issue Date plus the sum of all purchase payments on or after such anniversary less the sum of all “Proportional Reductions” since such anniversary.

■

A Proportional Reduction is a reduction to the value being measured caused by a withdrawal, equaling the percentage of the withdrawal as compared to the Account Value as of the date of the withdrawal. For example, if your Account Value is $10,000 and you withdraw $2,000 (a 20% reduction), we will reduce both your Anniversary Value and the amount determined by purchase payments increasing at the appropriate interest rate by 20%.

Calculation of Guaranteed Minimum Death Benefit

The Guaranteed Minimum Death Benefit depends on whether death occurs before or after the Death Benefit Target Date.

If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greatest of:

1.	the Account Value in the Sub-accounts plus the Interim Value of any Fixed Allocations (no MVA) as of the date we receive in writing “due proof of death”; and

2.	the sum of all purchase payments minus the sum of all Proportional Reductions, each increasing daily until the Owner’s date of death at a rate of 5.0%, subject to a limit of 200% of the difference between the sum of all purchase payments and the sum of all withdrawals as of the Owner’s date of death; and

3.	the “Highest Anniversary Value” on or immediately preceding the Owner’s date of death.

The amount determined by this calculation is increased by any purchase payments received after the Owner’s date of death and decreased by any Proportional Reductions since such date. The amount calculated in Items 1 & 3 above may be reduced by any Credits under certain circumstances.

If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:

1.	the Account Value as of the date we receive in writing “due proof of death” (an MVA may be applicable to amounts in any Fixed Allocations); and

2.	the greater of Item 2 & 3 above on the Death Benefit Target Date plus the sum of all purchase payments less the sum of all Proportional Reductions since the Death Benefit Target Date.

The amount calculated in Item 1 above may be reduced by any Credits under certain circumstances.

Annuities with Joint Owners

For Annuities with Joint Owners, the Death Benefit is calculated as shown above except that the age of the oldest of the Joint Owners is used to determine the Death Benefit Target Date. NOTE: If you and your spouse own the Annuity jointly, we will pay the Death Benefit to the Beneficiary. If the sole primary Beneficiary is the surviving spouse, then the surviving spouse can elect to assume ownership of the Annuity and continue the contract instead of receiving the Death Benefit.

Annuities owned by Entities

For Annuities owned by an entity, the Death Benefit is calculated as shown above except that the age of the Annuitant is used to determine the Death Benefit Target Date. Payment of the Death Benefit is based on the death of the Annuitant (or Contingent Annuitant, if applicable).

Can I terminate the optional Death Benefits? Do the optional Death Benefits terminate under other circumstances?

You can terminate the Enhanced Beneficiary Protection Optional Death Benefit and the Guaranteed Minimum Death Benefit at any time. Upon termination, you will be required to pay a pro-rata portion of the annual charge for the benefit. Both optional Death Benefits will terminate automatically on the Annuity Date. We may also terminate any optional Death Benefit if necessary to comply with our interpretation of the Code and applicable regulations.

What are the Charges for the Optional Death Benefits?

We deduct a charge from your Account Value if you elect to purchase either optional Death Benefit. The Enhanced Beneficiary Protection Death Benefit costs 0.25% of Account Value. The Guaranteed Minimum Death Benefit costs 0.30% of the current Death Benefit. The charges for these death benefits are deducted in arrears each Annuity Year. No charge applies after the Annuity Date. We deduct the charge:

1.	on each anniversary of the Issue Date;

2.	when Account Value is transferred to our general account prior to the Annuity Date;

3.	if you surrender your Annuity; and

4.	if you choose to terminate the benefit (Enhanced Beneficiary Protection Optional Death Benefit only)

If you surrender the Annuity, elect to begin receiving annuity payments or terminate the benefit on a date other than an anniversary of the Issue Date, the charge will be prorated. During the first year after the Issue Date, the charge will be prorated from the Issue Date. In all subsequent years, it would be prorated from the last anniversary of the Issue Date.

We first deduct the amount of the charge pro-rata from the Account Value in the variable investment options. We only deduct the charge pro-rata from the Fixed Allocations to the extent there is insufficient Account Value in the variable investment options to pay the charge. If your Annuity’s Account Value is insufficient to pay the charge, we may deduct your remaining Account Value and terminate your Annuity. We will notify you if your Account Value is insufficient to pay the charge and allow you to submit an additional Purchase Payment to continue your Annuity.

Please refer to the section entitled “Tax Considerations” for additional considerations in relation to the optional Death Benefit.

ADDITIONAL CALCULATIONS

Examples of Enhanced Beneficiary Protection Optional Death Benefit Calculation

The following are examples of how the Enhanced Beneficiary Protection Optional Death Benefit is calculated. Each example assumes that a $50,000 initial Purchase Payment is made and that no withdrawals are made prior to the Owner’s death. Each example assumes that there is one Owner who is age 50 on the Issue Date and that all Account Value is maintained in the variable investment options.

NOTE: The examples below do not include Credits which may be recovered by Prudential Annuities under certain circumstances.

Example with market increase

Assume that the Owner’s Account Value has been increasing due to positive market performance. On the date we receive due proof of death, the Account Value is $75,000. The basic Death Benefit is calculated as purchase payments minus proportional withdrawals, or Account Value less the amount of any Credits applied within 12-months prior to the date of death, whichever is greater. Therefore, the basic Death Benefit is equal to $75,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($75,000) PLUS 50% of the “Death Benefit Amount” less purchase payments reduced by proportional withdrawals.

Purchase payments	=	$50,000
Account Value	=	$75,000
Basic Death Benefit	=	$75,000
Death Benefit Amount	=	$75,000 – $50,000 = $25,000

Amount Payable Under Enhanced Beneficiary Protection Optional Death Benefit
	=	$75,000 + $12,500 = $87,500

Examples with market decline

Assume that the Owner’s Account Value has been decreasing due to declines in market performance. On the date we receive due proof of death, the Account Value is $45,000. The basic Death Benefit is calculated as purchase payments minus proportional withdrawals, or Account Value less the amount of any Credits applied within 12-months prior to the date of death, whichever is greater. Therefore, the basic Death Benefit is equal to $50,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($50,000) PLUS 50% of the “Death Benefit Amount” less purchase payments reduced by proportional withdrawals.

Purchase payments	=	$50,000
Account Value	=	$40,000
Basic Death Benefit	=	$50,000
Death Benefit Amount	=	$50,000 – $50,000 = $0

Amount Payable Under Enhanced Beneficiary Protection Optional Death Benefit
	=	$50,000 + $0 = $50,000

In this example you would receive no additional benefit from purchasing the Enhanced Beneficiary Protection Optional Death Benefit.

Examples of Guaranteed Minimum Death Benefit Calculation

The following are examples of how the Guaranteed Minimum Death Benefit is calculated. Each example assumes that a $50,000 initial Purchase Payment is made and that no withdrawals are made prior to the Owner’s death. Each example assumes that there is one Owner who is age 50 on the Issue Date and that all Account Value is maintained in the variable investment options.

NOTE: The examples below do not include Credits which may be recovered by Prudential Annuities under certain circumstances.

Example of market increase

Assume that the Owner’s Account Value has generally been increasing due to positive market performance. On the date we receive due proof of death, the Account Value is $90,000. The Highest Anniversary Value at the end of any previous period is $72,000. The Death Benefit would be the Account Value ($90,000) because it is greater than the Highest Anniversary Value ($72,000) or the sum of prior purchase payments increased by 5.0% annually ($73,872.77).

Example of market decrease

Assume that the Owner’s Account Value generally increased until the fifth anniversary but generally has been decreasing since the fifth contract anniversary. On the date we receive due proof of death, the Account Value is $48,000. The Highest Anniversary Value at the end of any previous period is $54,000. The Death Benefit would be the sum of prior purchase payments increased by 5.0% annually ($73,872.77) because it is greater than the Highest Anniversary Value ($54,000) or the Account Value ($48,000).

Example of market increase followed by decrease

Assume that the Owner’s Account Value increased significantly during the first six years following the Issue Date. On the sixth anniversary date the Account Value is $90,000. During the seventh Annuity Year, the Account Value increases to as high as $100,000 but then subsequently falls to $80,000 on the date we receive due proof of death. The Death Benefit would be the Highest Anniversary Value at the end of any previous period ($90,000), which occurred on the sixth anniversary, although the Account Value was higher during the subsequent period. The Account Value on the date we receive due proof of death ($80,000) is lower, as is the sum of all prior purchase payments increased by 5.0% annually ($73,872.77).

APPENDIX F – FORMULA UNDER HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT

We set out below the current formula under which we may transfer amounts between the variable investment options and the Benefit Fixed Rate Account. Upon your election of Highest Daily Lifetime Five, we will not alter the formula that applies to your Annuity. However, as discussed in the “Living Benefits” section, we reserve the right to modify this formula with respect to those who elect Highest Daily Lifetime Five in the future.

TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:

■	Cu – the upper target is established on the effective date of the Highest Daily Lifetime Five benefit (the “Effective Date”) and is not changed for the life of the guarantee. Currently, it is 83%.

■	Ct – the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

■	Cl – the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 77%.

■	L – the target value as of the current Valuation Day.

■	r – the target ratio.

■

a – the factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. The factors that we use currently are derived from the a2000 Individual Annuity Mortality Table with an assumed interest rate of 3%. Each number in the table “a” factors (which appears below) represents a factor, which when multiplied by the Highest Daily Annual Income Amount, projects our total liability for the purpose of asset transfers under the guarantee.

■

Q – age based factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. The factor is currently set equal to 1.

■	V – the total value of all Permitted Sub-accounts in the Annuity.

■	F – the total value of all Benefit Fixed Rate Account allocations.

■

I – the income value prior to the first withdrawal. The income value is equal to what the Highest Daily Annual Income Amount would be if the first withdrawal were taken on the date of calculation. After the first withdrawal the income value equals the greater of the Highest Daily Annual Income Amount, the quarterly step-up amount times the annual income percentage, and the Account Value times the annual income percentage.

■	T – the amount of a transfer into or out of the Benefit Fixed Rate Account.

■	I% – annual income amount percentage. This factor is established on the Effective Date and is not changed for the life of the guarantee. Currently, this percentage is equal to 5%

TARGET VALUE CALCULATION:

On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (V) is equal to zero, no calculation is necessary.

L	=	I * Q * a

TRANSFER CALCULATION:

The following formula, which is set on the Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

Target Ratio r	=	(L – F) / V.

■	If r > Cu, assets in the Permitted Sub-accounts are transferred to Benefit Fixed Rate Account.

■	If r < Cl, and there are currently assets in the Benefit Fixed Rate Account (F > 0), assets in the Benefit Fixed Rate Account are transferred to the Permitted Sub-accounts.

F-1

The following formula, which is set on the Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T	=	{Min(V, [L – F – V * Ct] / (1 – Ct))}	T>0, Money moving from the Permitted Sub-accounts to the Benefit Fixed Rate Account
T	=	{Min(F, [L – F – V * Ct] / (1 – Ct))}	T<0, Money moving from the Benefit Fixed Rate Account to the Permitted Sub-accounts]

Example:

Male age 65 contributes $100,000 into the Permitted Sub accounts and the value drops to $92,300 during year one, end of day one. A table of values for “a” appears below.

Target Value Calculation:

L	=	I * Q * a
	=	5000.67 * 1 * 15.34
	=	76,710.28

Target Ratio:

r	=	(L – F) / V
	=	(76,710.28 – 0) / 92,300.00
	=	83.11%

Since r > Cu ( because 83.11% > 83%) a transfer into the Benefit Fixed Rate Account occurs.

T	=	{Min (V, [L – F – V * Ct] / (1 – Ct))}
	=	{Min (92,300.00, [76,710.28 – 0 – 92,300.00 * 0.80] / (1 – 0.80))}
	=	{Min (92,300.00,14,351.40)}
	=	14,351.40

FORMULA FOR CONTRACTS WITH 90% CAP FEATURE TARGET VALUE CALCULATION:

On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (V) is equal to zero, no calculation is necessary.

L	=	I * Q * a

If you elect this feature, the following replaces the “Transfer Calculation” above.

Transfer Calculation:

The following formula, which is set on the effective date of this feature and is not changed for the life of the guarantee, determines when a transfer is required: On the effective date of this feature (and only on the effective date of this feature), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the Benefit Fixed Rate Account:

If (F / (V + F) > .90) then T = F – (V + F) * .90

If T is greater than $0 as described above, then no additional transfer calculations are performed on the effective date.

On each Valuation Day thereafter (including the effective date of this feature provided F / (V + F) <= .90), the following asset transfer calculation is performed

Target Ratio r	=	(L – F) / V

■	If r > Cu, assets in the Permitted Sub-accounts are transferred to the Benefit Fixed Rate Account (subject to the 90% cap rule described above).

■	If r < Cl and there are currently assets in the Benefit Fixed Rate Account (F > 0), assets in the Benefit Fixed Rate Account are transferred to the Permitted Sub-accounts.

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The following formula, which is set on the Effective Date of this feature and is not changed for the life of the guarantee, determines the transfer amount:

T	=	Min(MAX (0, (0.90 * (V + F)) – F), [L – F – V * Ct] / (1 – Ct))	Money is transferred from the elected Permitted Sub-accounts to Benefit Fixed Rate Account
T	=	Min(F, – [L – F – V * Ct] / (1 – Ct)),	Money is transferred from the Benefit Fixed Rate Account to the Permitted Sub-accounts

Age 65 “a” Factors for Liability Calculations

(in Years and Months since Benefit Effective Date)*

Years	Months 1	2	3	4	5	6	7	8	9	10	11	12
1	15.34	15.31	15.27	15.23	15.20	15.16	15.13	15.09	15.05	15.02	14.98	14.95
2	14.91	14.87	14.84	14.80	14.76	14.73	14.69	14.66	14.62	14.58	14.55	14.51
3	14.47	14.44	14.40	14.36	14.33	14.29	14.26	14.22	14.18	14.15	14.11	14.07
4	14.04	14.00	13.96	13.93	13.89	13.85	13.82	13.78	13.74	13.71	13.67	13.63
5	13.60	13.56	13.52	13.48	13.45	13.41	13.37	13.34	13.30	13.26	13.23	13.19
6	13.15	13.12	13.08	13.04	13.00	12.97	12.93	12.89	12.86	12.82	12.78	12.75
7	12.71	12.67	12.63	12.60	12.56	12.52	12.49	12.45	12.41	12.38	12.34	12.30
8	12.26	12.23	12.19	12.15	12.12	12.08	12.04	12.01	11.97	11.93	11.90	11.86
9	11.82	11.78	11.75	11.71	11.67	11.64	11.60	11.56	11.53	11.49	11.45	11.42
10	11.38	11.34	11.31	11.27	11.23	11.20	11.16	11.12	11.09	11.05	11.01	10.98
11	10.94	10.90	10.87	10.83	10.79	10.76	10.72	10.69	10.65	10.61	10.58	10.54
12	10.50	10.47	10.43	10.40	10.36	10.32	10.29	10.25	10.21	10.18	10.14	10.11
13	10.07	10.04	10.00	9.96	9.93	9.89	9.86	9.82	9.79	9.75	9.71	9.68
14	9.64	9.61	9.57	9.54	9.50	9.47	9.43	9.40	9.36	9.33	9.29	9.26
15	9.22	9.19	9.15	9.12	9.08	9.05	9.02	8.98	8.95	8.91	8.88	8.84
16	8.81	8.77	8.74	8.71	8.67	8.64	8.60	8.57	8.54	8.50	8.47	8.44
17	8.40	8.37	8.34	8.30	8.27	8.24	8.20	8.17	8.14	8.10	8.07	8.04
18	8.00	7.97	7.94	7.91	7.88	7.84	7.81	7.78	7.75	7.71	7.68	7.65
19	7.62	7.59	7.55	7.52	7.49	7.46	7.43	7.40	7.37	7.33	7.30	7.27
20	7.24	7.21	7.18	7.15	7.12	7.09	7.06	7.03	7.00	6.97	6.94	6.91
21	6.88	6.85	6.82	6.79	6.76	6.73	6.70	6.67	6.64	6.61	6.58	6.55
22	6.52	6.50	6.47	6.44	6.41	6.38	6.36	6.33	6.30	6.27	6.24	6.22
23	6.19	6.16	6.13	6.11	6.08	6.05	6.03	6.00	5.97	5.94	5.92	5.89
24	5.86	5.84	5.81	5.79	5.76	5.74	5.71	5.69	5.66	5.63	5.61	5.58
25	5.56	5.53	5.51	5.48	5.46	5.44	5.41	5.39	5.36	5.34	5.32	5.29
26	5.27	5.24	5.22	5.20	5.18	5.15	5.13	5.11	5.08	5.06	5.04	5.01
27	4.99	4.97	4.95	4.93	4.91	4.88	4.86	4.84	4.82	4.80	4.78	4.75
28	4.73	4.71	4.69	4.67	4.65	4.63	4.61	4.59	4.57	4.55	4.53	4.51
29	4.49	4.47	4.45	4.43	4.41	4.39	4.37	4.35	4.33	4.32	4.30	4.28
30	4.26	4.24	4.22	4.20	4.18	4.17	4.15	4.13	4.11	4.09	4.07	4.06
31	4.04	4.02	4.00	3.98	3.97	3.95	3.93	3.91	3.90	3.88	3.86	3.84
32	3.83	3.81	3.79	3.78	3.76	3.74	3.72	3.71	3.69	3.67	3.66	3.64
33	3.62	3.61	3.59	3.57	3.55	3.54	3.52	3.50	3.49	3.47	3.45	3.44
34	3.42	3.40	3.39	3.37	3.35	3.34	3.32	3.30	3.29	3.27	3.25	3.24
35	3.22	3.20	3.18	3.17	3.15	3.13	3.12	3.10	3.08	3.07	3.05	3.03
36	3.02	3.00	2.98	2.96	2.95	2.93	2.91	2.90	2.88	2.86	2.85	2.83
37	2.81	2.79	2.78	2.76	2.74	2.73	2.71	2.69	2.68	2.66	2.64	2.62
38	2.61	2.59	2.57	2.56	2.54	2.52	2.51	2.49	2.47	2.45	2.44	2.42
39	2.40	2.39	2.37	2.35	2.34	2.32	2.30	2.29	2.27	2.25	2.24	2.22
40	2.20	2.19	2.17	2.15	2.14	2.12	2.11	2.09	2.07	2.06	2.04	2.02
41	2.01	1.84	1.67	1.51	1.34	1.17	1.00	0.84	0.67	0.50	0.33	0.17

*	The values set forth in this table are applied to all ages, and apply whether or not the 90% cap is elected.

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APPENDIX G – ANNUITIES APPROVED FOR SALE BY THE NEW YORK STATE INSURANCE DEPARTMENT

	ASL II NY	APEX II NY	ASAP III NY	XTra Credit SIX NY
Minimum Investment	$15,000	$10,000	$1,000	$10,000
Maximum Issue Age	Annuitant 85; Oldest Owner 85	Annuitant 85 Oldest Owner 85	Annuitant 85 Oldest Owner 80	Annuitant 85 Oldest Owner 75
Contingent Deferred Sales Charge Schedule	None	4 Years (7%, 6%, 5%, 4%) (Applied to purchase payments based on the inception date of the Annuity)	7 Years (7%, 6%, 5%, 4%, 3%, 2%, 1%) (Applied to purchase payments based on the inception date of the Annuity)	10 Years (9%, 9%, 8%, 7%, 6%, 5%, 4%, 3%, 2%, 1%) (Applied to purchase payments based on the inception date of the Annuity)
Insurance Charge	1.65%	1.65%	0.65%	0.65%
Distribution Charge	N/A	N/A	0.60% annuity years 1-7 0.0% annuity years 8+	1.00% annuity years 1-10 0.00% annuity years 11+
Annual Maintenance Fee	Lesser of $30 or 2% of Account Value Waived for Account Values exceeding $100,000	Lesser of $30 or 2% of Account Value Waived for Account Values exceeding $100,000	Lesser of $30 or 2% of Account Value Waived for Account Values exceeding $100,000	Lesser of $30 or 2% of Account Value
Transfer Fee	$10 after twenty in any annuity year. May be increased to $15 after eight in any annuity year	$10 after twenty in any annuity year.	$10 after twenty in any annuity year. May be increased to $15 after eight in any annuity year	$10 after twenty in any annuity year
Contract Credit	No	Yes. Effective for
Contracts issued on or after June 20, 2005. Generally
we apply a Loyalty Credit
to your Annuity’s Account
Value at the end of your
fifth contract year (i.e. on
your fifth Contract
Anniversary). Currently
the Loyalty Credit is equal
to 2.75% of total purchase
payments made during the
first four contract years
less the cumulative amount
of withdrawals made
(including the deduction of
any CDSC amounts)
through the fifth Contract
Anniversary	Yes. Effective for
Contracts issued on or after July 24, 2006. Generally
we apply a Loyalty Credit
to your Annuity’s Account
Value at the end of your
fifth contract year (i.e. on
your fifth Contract
Anniversary). Currently
the Loyalty Credit is equal
to 0.50% of total purchase
payments made during the
first four contract years
less the cumulative amount
of withdrawals made
(including the deduction of any CDSC amounts)
through the fifth Contract
Anniversary	Yes The amount of the
credit applied to a Purchase Payment is based on the
year the Purchase Payment
is received, for the first 6
years of the contract.
Currently the credit
percentages for each year
starting with the first year
are: 6.50%, 5.00%, 4.00%,
3.00%, 2.00%, and 1.00%.
Fixed Allocation (If available, early withdrawals are subject to a Market Value Adjustment) (“MVA”)	Fixed Allocations Available (Currently offering durations of: 5, 7, and 10 years) The MVA formula for NY is [(1+I)/ (1+J)] N/365 The MVA formula does not apply during the 30 day period immediately before the end of the Guarantee Period.	Fixed Allocations Available (Currently offering durations of: 5, 7, and 10 years) The MVA formula for NY is [(1+I)/ (1+J)] N/365 The MVA formula does not apply during the 30 day period immediately before the end of the Guarantee Period.	Fixed Allocations Available (Currently offering durations of: 2, 3, 5, 7, and 10 years) The MVA formula for NY is [(1+I)/ (1+J)] N/365 The MVA formula does not apply during the 30 day period immediately before the end of the Guarantee Period.	No
Variable Investment Options	All options generally available except where restrictions apply when certain riders are purchased. ProFund Portfolios are restricted for ASL II, ASAP III, and XTra Credit SIX.	All options generally available except where restrictions apply when certain riders are purchased. ProFund Portfolios are restricted for ASL II, ASAP III, and XTra Credit SIX.	All options generally available except where restrictions apply when certain riders are purchased. ProFund Portfolios are restricted for ASL II, ASAP III, and XTra Credit SIX.	All options generally available except where restrictions apply when certain riders are purchased. ProFund Portfolios are restricted for ASL II, ASAP III, and XTra Credit SIX.

G-1

	ASL II NY	APEX II NY	ASAP III NY	XTra Credit SIX NY
Basic Death Benefit	The greater of: purchase payments less proportional withdrawals or Account Value (variable) plus Interim Value (fixed). (No MVA applied)	The greater of: purchase payments less proportional withdrawals or Account Value (variable) plus Interim Value (fixed). (No MVA applied)	The greater of: purchase payments less proportional withdrawals or Account Value (variable) plus Interim Value (fixed). (No MVA applied)	The greater of: purchase payments less proportional withdrawals or Account Value (variable) (No MVA applied) (No recapture of credits applied within 12 months prior to date of death)
Optional Death Benefits (for an additional cost)[1]	Highest Anniversary Value (HAV)	HAV	HAV	HAV
Optional Living Benefits (for an additional cost)[2]	GRO Plus, GRO Plus 2008 Guaranteed Minimum Withdrawal Benefit, (GMWB), Guaranteed Minimum Income Benefit (GMIB), Lifetime Five, Spousal Lifetime Five, Highest Daily Lifetime Five, Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, Highest Daily GRO, Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus, Spousal Highest Daily Lifetime 6 Plus	GRO Plus, GRO Plus 2008 GMWB, GMIB, Lifetime Five, Spousal Lifetime Five, Highest Daily Lifetime Five, Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, Highest Daily GRO, Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus, Spousal Highest Daily Lifetime 6 Plus	GRO Plus, GRO Plus 2008 GMWB, GMIB, Lifetime Five, Spousal Lifetime Five, Highest Daily Lifetime Five, Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, Highest Daily GRO, Highest Daily Lifetime 7 Plus and Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus, Spousal Highest Daily Lifetime 6 Plus	GRO Plus, GRO Plus 2008 GMWB, GMIB, Lifetime Five, Spousal Lifetime Five, Highest Daily Lifetime Five, Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, Highest Daily GRO, Highest Daily Lifetime 7 Plus and Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus, Spousal Highest Daily Lifetime 6 Plus
Annuity Rewards[3]	No	Available after initial CDSC period	Available after initial CDSC period	Available after initial CDSC period
Annuitization Options	Fixed option only Annuity date cannot exceed the first day of the calendar month following Annuitant’s 90th birthday. The maximum Annuity Date is based on the first Owner or Annuitant to reach the maximum age, as indicated in your Annuity.	Fixed option only Annuity date cannot exceed the first day of the calendar month following Annuitant’s 90th birthday. The maximum Annuity Date is based on the first Owner or Annuitant to reach the maximum age, as indicated in your Annuity.	Fixed option only Annuity date cannot exceed the first day of the calendar month following Annuitant’s 90th birthday. The maximum Annuity Date is based on the first Owner or Annuitant to reach the maximum age, as indicated in your Annuity.	Fixed option only Annuity date cannot exceed the first day of the calendar month following Annuitant’s 90th birthday. The maximum Annuity Date is based on the first Owner or Annuitant to reach the maximum age, as indicated in your Annuity.

(1)	For more information on these benefits, refer to the “Death Benefit” section in the Prospectus.
(2)	For more information on these benefits, refer to the “Living Benefits” section in the Prospectus. Highest Daily Lifetime Seven with Beneficiary Income Option (BIO), Spousal Highest Daily Lifetime Seven with Beneficiary Income Option (BIO), Highest Daily Lifetime Seven with Lifetime Income Accelerator (LIA), Highest Daily Lifetime 7 Plus with BIO, Spousal Highest Daily Lifetime 7 Plus with BIO, Highest Daily Lifetime 7 Plus with LIA, and Highest Daily Lifetime 6 Plus with LIA are not currently available in New York.
(3)	The Annuity rewards benefit offers Owners an ability to increase the guaranteed death benefit so that the death benefit will at least equal the Annuity’s Account Value on the effective date of the Annuity Rewards benefits, if the terms of the Annuity Rewards benefit are met.

For more information about variations applicable to annuities approved for sale by the New York State Insurance Department, please refer to your Annuity Contract.

G-2

APPENDIX H – FORMULA UNDER GRO PLUS 2008

(The following formula also applies to elections of HD GRO, if HD GRO was elected prior to July 16, 2010)

THE FOLLOWING ARE THE TERMS AND DEFINITIONS REFERENCED IN THE TRANSFER CALCULATION FORMULA:

■	AV is the current Account Value of the Annuity

■	V is the current Account Value of the elected Sub-accounts of the Annuity

■	B is the total current value of the AST bond portfolio Sub-account

■	Cl is the lower target value. Currently, it is 79%.

■	Ct is the middle target value. Currently, it is 82%.

■	Cu is the upper target value. Currently, it is 85%.

For each guarantee provided under the benefit,

■	Gi is the guarantee amount

■	Ni is the number of days until the maturity date

■

di is the discount rate applicable to the number of days until the maturity date. It is determined with reference to a benchmark index, reduced by the Discount Rate Adjustment. Once selected, we will not change the applicable benchmark index. However, if the benchmark index is discontinued, we will substitute a successor benchmark index, if there is one. Otherwise we will substitute a comparable benchmark index. We will obtain any required regulatory approvals prior to substitution of the benchmark index.

The formula, which is set on the Effective Date and is not changed while the Rider is in effect, determines, on each Valuation Day, when a transfer is required.

The formula begins by determining the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the guarantee amount at the end of the Base Guarantee Period or Step-Up Guarantee Period. We call the greatest of these values the “current liability (L).”

L	=	MAX(Li), where Li = Gi / (1 + di)^(N i/365).

Next the formula calculates the following formula ratio:

r	=	(L – B) / V.

If the formula ratio exceeds an upper target value, then all or a portion of the Account Value will be transferred to the bond fund Sub-account associated with the current liability. If at the time we make a transfer to the bond fund Sub-account associated with the current liability there is Account Value allocated to a bond fund Sub-account not associated with the current liability, we will transfer all assets from that bond fund Sub-account to the bond fund Sub-account associated with the current liability.

The formula will transfer assets into the Transfer Account if r > Cu.

The transfer amount is calculated by the following formula:

T	=	{Min(V, [L – B – V * Ct] / (1 – Ct))}

If the formula ratio is less than a lower target value and there are assets in the Transfer Account, then the formula will transfer assets out of the Transfer Account into the elected Sub-accounts.

The transfer amount is calculated by the following formula:

T	=	{Min(B, – [L – B – V * Ct] / (1 – Ct))}

If following a transfer to the elected Sub-accounts, there are assets remaining in a bond fund Sub-account not associated with the current liability, we will transfer all assets from that bond fund Sub-account to the bond fund Sub-account associated with the current liability.

H-1

FORMULA FOR ANNUITIES WITH 90% CAP RULE FEATURE – GRO PLUS 2008 AND HIGHEST DAILY GRO

(The following formula also applies to elections of HD GRO with 90% cap, if HD GRO with 90% cap was elected prior to July 16, 2010)

THE FOLLOWING ARE THE TERMS AND DEFINITIONS REFERENCED IN THE TRANSFER CALCULATION FORMULA:

■	AV is the current Account Value of the Annuity

■	V is the current Account Value of the elected Sub-accounts of the Annuity

■	B is the total current value of the AST bond portfolio Sub-account

■	C1 is the lower target value. Currently, it is 79%.

■	Ct is the middle target value. Currently, it is 82%.

■	Cu is the upper target value. Currently, it is 85%.

■	T is the amount of a transfer into or out of the Transfer AST bond portfolio Sub-account.

For each guarantee provided under the benefit,

■	Gi is the guarantee amount

■	Ni is the number of days until the maturity date

■

di is the discount rate applicable to the number of days until the maturity date. It is determined with reference to a benchmark index, reduced by the Discount Rate Adjustment and subject to the discount rate minimum. The discount rate minimum, beginning on the effective date of the benefit, is three percent, and will decline monthly over the first twenty-four months following the effective date of the benefit to one percent in the twenty-fifth month, and will remain at one percent for every month thereafter. Once selected, we will not change the applicable benchmark index. However, if the benchmark index is discontinued, we will substitute a successor benchmark index, if there is one. Otherwise we will substitute a comparable benchmark index. We will obtain any required regulatory approvals prior to substitution of the benchmark index.

Transfer Calculation

The formula, which is set on the Effective Date of the 90% Cap Rule, and is not changed while the benefit is in effect, determines, on each Valuation Day, when a transfer is required.

On the Effective Date of the 90% Cap Rule (and only on this date), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the AST bond portfolio Sub-account:

If (B / (V + B) > .90), then
T	=	B – [(V + B) * .90]

If T as described above is greater than $0, then that amount (“T”) is transferred from the AST bond portfolio Sub-account to the elected Sub-accounts and no additional transfer calculations are performed on the Effective Date of the 90% Cap Rule. Any transfers into the AST bond portfolio Sub-account are suspended. The suspension will be lifted once a transfer out of the AST bond portfolio Sub-account occurs.

On each Valuation Date thereafter (including the Effective Date of the 90% Cap Rule, provided (B / (V + B) < = .90), the formula begins by determining the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the Guarantee Amount at the end of the Guarantee Period. We call the greatest of these values the “current liability (L).”

L	=	MAX(Li), where Li = Gi / (1 + di)^(N i/365).

Next the formula calculates the following formula ratio:

r	=	(L – B) / V

H-2

If the formula ratio exceeds an upper target value, then all or a portion of the Account Value will be transferred to the AST bond portfolio Sub-account associated with the current liability, subject to the rule that prevents a transfer into that AST bond portfolio Sub-account if 90% or more of Account Value is in that Sub-account (the “90% cap rule”). If, at the time we make a transfer to the AST bond portfolio Sub-account associated with the current liability, there is Account Value allocated to an AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

The formula will transfer assets into the Transfer AST bond portfolio Sub-account if r > Cu, subject to the 90% cap rule.

The transfer amount is calculated by the following formula:

T	=	{Min(MAX(0, (.90 * (V + B)) – B), [L – B – V * Ct] / (1 – Ct))}

If the formula ratio is less than a lower target value and there are assets in the Transfer AST bond portfolio Sub-account, then the formula will transfer assets out of the Transfer AST bond portfolio Sub-account into the elected Sub-accounts.

The formula will transfer assets out of the Transfer AST bond portfolio Sub-account if r < Cl and B > 0.

The transfer amount is calculated by the following formula:

T	=	{Min(B, – [L – B – V * Ct] / (1 – Ct))}

If, following a transfer to the elected Sub-accounts, there are assets remaining in an AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

If transfers into the AST bond portfolio Sub-account are restricted due to the operation of the 90% cap rule, then we will not perform any intra-AST bond portfolio Sub-account transfers. However, if assets transfer out of an AST bond portfolio Sub-account and into the elected Sub-accounts due to the maturity of the AST bond portfolio, by operation of the formula, assets may subsequently transfer to another AST bond portfolio Sub-account that is associated with a future guarantee, subject to the 90% cap rule.

H-3

APPENDIX I – FORMULA UNDER HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT AND SPOUSAL HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT

(including Highest Daily Lifetime Seven with BIO, Highest Daily Lifetime Seven with LIA and Spousal Highest Daily Lifetime Seven with BIO)

1. Formula for Contracts Issued On or after July 21, 2008 (Without Election Of 90% Cap Feature)

TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:

■	Cu – the upper target is established on the effective date of the Highest Daily Lifetime Seven benefit (the “Effective Date”) and is not changed for the life of the guarantee. Currently, it is 83%.

■	Ct – the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

■	Cl – the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 77%.

■	L – the target value as of the current business day.

■	r – the target ratio.

■	a – factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee.

■	Vv – the total value of all Permitted Sub-accounts in the Annuity.

■	VF – the total value of all elected Fixed Rate Options in the Annuity.

■	B – the total value of the AST Investment Grade Bond Portfolio Sub-account.

■

P – Income Basis. Prior to the first withdrawal, the Income Basis is the Protected Withdrawal Value calculated as if the first withdrawal were taken on the date of calculation. After the first withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value at the time of the first withdrawal, adjusted for additional purchase payments including the amount of any associated Credits, and adjusted proportionally for excess withdrawals*, (2) any highest quarterly value increased for additional purchase payments including the amount of any associated Credits, and adjusted for withdrawals, and (3) the Account Value.

■	T – the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account.

*	Note: withdrawals of less than the Annual Income Amount do not reduce the Income Basis.

TARGET VALUE CALCULATION:

On each business day, a target value (L) is calculated, according to the following formula. If the Account Value (VV + VF) is equal to zero, no calculation is necessary.

L	=	0.05 * P * a

TRANSFER CALCULATION:

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

Target Ratio r	=	(L – B) / (VV + VF).

■	If r > Cu, assets in the Permitted Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account.

■

If r < Cl, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T	=	{Min (VV + VF), [L – B – (VV + VF) * Ct] /(1 – Ct))}	Money is transferred from the Permitted Sub-accounts and Fixed Rate Options to the AST Investment Grade Bond Sub-account
T	=	{Min (B, – [L – B – (VV + VF)* Ct] / (1 – Ct))}	Money is transferred from the AST Investment Grade Bond Sub-account to the Permitted Sub- accounts

2. Formula for Contracts Issued Prior To 7/21/08 (Without Election of 90% Cap Feature)

TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:

■	Cu – the upper target is established on the effective date of the Highest Daily Lifetime Seven benefit (the “Effective Date”) and is not changed for the life of the guarantee. Currently, it is 83%.

■	Ct – the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

■	Cl – the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 77%.

■	L – the target value as of the current business day.

■	r – the target ratio.

■	a – factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee.

■	V – the total value of all Permitted Sub-accounts in the annuity.

■	B – the total value of the AST Investment Grade Bond Portfolio Sub-account.

■

P – Income Basis. Prior to the first withdrawal, the Income Basis is the Protected Withdrawal Value calculated as if the first withdrawal were taken on the date of calculation. After the first withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value at the time of the first withdrawal, adjusted for additional purchase payments including the amount of any associated Credits, and adjusted proportionally for excess withdrawals*, (2) any highest quarterly value increased for additional purchase payments including the amount of any associated Credits, and adjusted for withdrawals, and (3) the Account Value.

■	T – the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account

*	Note: withdrawals of less than the Annual Income Amount do not reduce the Income Basis.

TARGET VALUE CALCULATION:

On each business day, a target value (L) is calculated, according to the following formula. If the variable account value (V) is equal to zero, no calculation is necessary.

L = 0.05 * P * a

TRANSFER CALCULATION:

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

Target Ratio r	=	(L – B) / V.

■	If r > Cu, assets in the Permitted Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account.

■

If r < Cl, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T	=	{Min(V, [L – B – V * Ct] / (1 – Ct))},	Money is transferred from the Permitted Sub-accounts to the AST Investment Grade Bond Portfolio Sub-account

T	=	{Min(B, – [L – B – V * Ct] / (1 – Ct))}	Money is transferred from the AST Investment Grade Bond Portfolio Sub-account to the Permitted Sub-accounts

3. Formula for Annuities with 90% Cap Feature if Benefit was Elected Prior To July 21, 2008

See above for the Terms and Definitions Referenced in the Calculation Formula.

TARGET VALUE CALCULATION:

On each Valuation Day, a target value (L) is calculated, according to the following formula. Target values are subject to change for new elections of the Rider on a going-forward basis.

L	=	0.05 * P * a

TRANSFER CALCULATION:

The following formula, which is set on the Effective Date of the 90% Cap Rule as shown in the Schedule Supplement and is not changed for the life of the guarantee, determines when a transfer is required. On the Effective Date of the 90% Cap Rule (and only on this date), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account:

If (B / (V + B) > .90) then
T	=	B – [(V + B) * .90]

If T is greater than $0 as described above, then no additional transfer calculations are performed on the Effective Date of the 90% Cap Rule. Any transfers into the AST Investment Grade Bond Portfolio Sub-account are suspended. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs.

On each Valuation Day thereafter (including the Effective Date of the 90% Cap Rule, provided B / (V + B) <= .90), the following asset transfer calculation is performed:

Target Ratio r	=	(L – B) / V

■	If r > Cu, assets in the elected Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account provided transfers are not suspended under the 90% Cap Rule described below.

■

If r < Cl and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the elected Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Effective Date of the 90% Cap Rule and is not changed for the life of the guarantee, determines the transfer amount:

T	=	Min (MAX (0, (0.90 * (V + B)) – B), [L – B – V * Ct] / (1 – Ct))	Money is transferred from the elected Sub-accounts to the AST Investment Grade Bond Portfolio Sub-account

T	=	{Min (B, – [L – B – V * Ct] / (1 – Ct))}	Money is transferred from the AST Investment Grade Bond Portfolio Sub-account to the elected Sub-accounts.

At any given time, some, most, or none of the Account Value may be allocated to the AST Investment Grade Bond Portfolio Sub-account under the Transfer Calculation formula.

90% Cap Rule: If, on any Valuation Day, on and after the Effective Date of the 90% Cap Rule, a transfer into the AST Investment Grade Bond Portfolio Sub-account occurs which results in 90% of the Account Value being allocated to the AST Investment Grade

Bond Portfolio Sub-account, any transfers into the AST Investment Grade Bond Portfolio Sub-account will be suspended, even if the formula would otherwise dictate that a transfer into the AST Investment Grade Bond Portfolio Sub-account should occur. Transfers out of the AST Investment Grade Bond Portfolio Sub-account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs. Due to the performance of the AST Investment Grade Bond Portfolio Sub-account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the AST Investment Grade Bond Portfolio Sub-account.

4. Formula for Annuities with 90% Cap Feature if Benefit was Elected on or after July 21, 2008

See above for the Terms and Definitions Referenced in the Calculation Formula

TARGET VALUE CALCULATION:

On each Valuation Day, a target value (L) is calculated, according to the following formula. Target values are subject to change for new elections of the Rider on a going-forward basis.

L	=	0.05 * P * a

TRANSFER CALCULATION:

The following formula, which is set on the Effective Date of the 90% Cap Rule as shown in the Schedule Supplement and is not changed for the life of the guarantee, determines when a transfer is required. On the Effective Date of the 90% Cap Rule (and only on this date), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account:

If (B / (VV + VF + B) > .90) then
T	=	B – [(VV + VF + B) * .90]

If T is greater than $0 as described above, then no additional transfer calculations are performed on the Effective Date of the 90% Cap Rule. Any transfers into the AST Investment Grade Bond Portfolio Sub-account are suspended. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs.

On each Valuation Day thereafter (including the Effective Date of the 90% Cap Rule, provided B / (VV + VF + B) <= .90), the following asset transfer calculation is performed:

Target Ratio r	=	(L – B) / (VV + VF)

■	If r > Cu, assets in the elected Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account, provided transfers are not suspended under the 90% Cap Rule described below.

■

If r < Cl and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the elected Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Effective Date of the 90% Cap Rule and is not changed for the life of the guarantee, determines the transfer amount:

T	=	Min (MAX (0, (0.90 * (VV + VF + B)) – B), [L – B – (VV + VF) * Ct] / (1 – Ct))	Money is transferred from the elected Sub-accounts to AST Investment Grade Bond Portfolio Sub-account.

T	=	{Min (B, – [L – B – (VV + VF) * Ct] / (1 – Ct))}	Money is transferred from the AST Investment Grade Bond Portfolio Sub-account to the elected Sub-accounts.

At any given time, some, most, or none of the Account Value may be allocated to the AST Investment Grade Bond Portfolio Sub-account under the Transfer Calculation formula.

90% Cap Rule: If, on any Valuation Day, on and after the Effective Date of the 90% Cap Rule, a transfer into the AST Investment Grade Bond Portfolio Sub-account occurs which results in 90% of the Account Value being allocated to the AST Investment Grade Bond Portfolio Sub-account, any transfers into the AST Investment Grade Bond Portfolio Sub-account will be suspended, even if the formula would otherwise dictate that a transfer into the AST Investment Grade Bond Portfolio Sub-account should occur. Transfers out of the AST Investment Grade Bond Portfolio Sub-account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs. Due to the performance of the

AST Investment Grade Bond Portfolio Sub-account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the AST Investment Grade Bond Portfolio Sub-account.

“a” Factors for Liability Calculations

(in Years and Months since Benefit Effective Date)*

Years	Months 1	2	3	4	5	6	7	8	9	10	11	12
1	15.34	15.31	15.27	15.23	15.20	15.16	15.13	15.09	15.05	15.02	14.98	14.95
2	14.91	14.87	14.84	14.80	14.76	14.73	14.69	14.66	14.62	14.58	14.55	14.51
3	14.47	14.44	14.40	14.36	14.33	14.29	14.26	14.22	14.18	14.15	14.11	14.07
4	14.04	14.00	13.96	13.93	13.89	13.85	13.82	13.78	13.74	13.71	13.67	13.63
5	13.60	13.56	13.52	13.48	13.45	13.41	13.37	13.34	13.30	13.26	13.23	13.19
6	13.15	13.12	13.08	13.04	13.00	12.97	12.93	12.89	12.86	12.82	12.78	12.75
7	12.71	12.67	12.63	12.60	12.56	12.52	12.49	12.45	12.41	12.38	12.34	12.30
8	12.26	12.23	12.19	12.15	12.12	12.08	12.04	12.01	11.97	11.93	11.90	11.86
9	11.82	11.78	11.75	11.71	11.67	11.64	11.60	11.56	11.53	11.49	11.45	11.42
10	11.38	11.34	11.31	11.27	11.23	11.20	11.16	11.12	11.09	11.05	11.01	10.98
11	10.94	10.90	10.87	10.83	10.79	10.76	10.72	10.69	10.65	10.61	10.58	10.54
12	10.50	10.47	10.43	10.40	10.36	10.32	10.29	10.25	10.21	10.18	10.14	10.11
13	10.07	10.04	10.00	9.96	9.93	9.89	9.86	9.82	9.79	9.75	9.71	9.68
14	9.64	9.61	9.57	9.54	9.50	9.47	9.43	9.40	9.36	9.33	9.29	9.26
15	9.22	9.19	9.15	9.12	9.08	9.05	9.02	8.98	8.95	8.91	8.88	8.84
16	8.81	8.77	8.74	8.71	8.67	8.64	8.60	8.57	8.54	8.50	8.47	8.44
17	8.40	8.37	8.34	8.30	8.27	8.24	8.20	8.17	8.14	8.10	8.07	8.04
18	8.00	7.97	7.94	7.91	7.88	7.84	7.81	7.78	7.75	7.71	7.68	7.65
19	7.62	7.59	7.55	7.52	7.49	7.46	7.43	7.40	7.37	7.33	7.30	7.27
20	7.24	7.21	7.18	7.15	7.12	7.09	7.06	7.03	7.00	6.97	6.94	6.91
21	6.88	6.85	6.82	6.79	6.76	6.73	6.70	6.67	6.64	6.61	6.58	6.55
22	6.52	6.50	6.47	6.44	6.41	6.38	6.36	6.33	6.30	6.27	6.24	6.22
23	6.19	6.16	6.13	6.11	6.08	6.05	6.03	6.00	5.97	5.94	5.92	5.89
24	5.86	5.84	5.81	5.79	5.76	5.74	5.71	5.69	5.66	5.63	5.61	5.58
25	5.56	5.53	5.51	5.48	5.46	5.44	5.41	5.39	5.36	5.34	5.32	5.29
26	5.27	5.24	5.22	5.20	5.18	5.15	5.13	5.11	5.08	5.06	5.04	5.01
27	4.99	4.97	4.95	4.93	4.91	4.88	4.86	4.84	4.82	4.80	4.78	4.75
28	4.73	4.71	4.69	4.67	4.65	4.63	4.61	4.59	4.57	4.55	4.53	4.51
29	4.49	4.47	4.45	4.43	4.41	4.39	4.37	4.35	4.33	4.32	4.30	4.28
30	4.26	4.24	4.22	4.20	4.18	4.17	4.15	4.13	4.11	4.09	4.07	4.06
31	4.04	4.02	4.00	3.98	3.97	3.95	3.93	3.91	3.90	3.88	3.86	3.84
32	3.83	3.81	3.79	3.78	3.76	3.74	3.72	3.71	3.69	3.67	3.66	3.64
33	3.62	3.61	3.59	3.57	3.55	3.54	3.52	3.50	3.49	3.47	3.45	3.44
34	3.42	3.40	3.39	3.37	3.35	3.34	3.32	3.30	3.29	3.27	3.25	3.24
35	3.22	3.20	3.18	3.17	3.15	3.13	3.12	3.10	3.08	3.07	3.05	3.03
36	3.02	3.00	2.98	2.96	2.95	2.93	2.91	2.90	2.88	2.86	2.85	2.83
37	2.81	2.79	2.78	2.76	2.74	2.73	2.71	2.69	2.68	2.66	2.64	2.62
38	2.61	2.59	2.57	2.56	2.54	2.52	2.51	2.49	2.47	2.45	2.44	2.42
39	2.40	2.39	2.37	2.35	2.34	2.32	2.30	2.29	2.27	2.25	2.24	2.22
40	2.20	2.19	2.17	2.15	2.14	2.12	2.11	2.09	2.07	2.06	2.04	2.02
41	2.01	1.84	1.67	1.51	1.34	1.17	1.00	0.84	0.67	0.50	0.33	0.17

*	The values set forth in this table are applied to all ages, and apply to each formula set out in this Appendix.

APPENDIX J – FORMULA FOR HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT AND SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT

(including Highest Daily Lifetime 7 Plus with BIO, Highest Daily Lifetime 7 Plus with LIA and Spousal Highest Daily Lifetime 7 Plus with BIO)

TRANSFERS OF ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE ASTINVESTMENT GRADE BOND SUB-ACCOUNT

TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULAS:

■

Cu – the upper target is established on the effective date of the Highest Daily Lifetime 7 Plus/Spousal Highest Daily Lifetime 7 Plus benefit (the “Effective Date”) and is not changed for the life of the guarantee. Currently, it is 83%.

■

Cus – The secondary upper target is established on the effective date of the Highest Daily Lifetime 7 Plus/Spousal Highest Daily Lifetime 7 Plus benefit (the “Effective Date”) and is not changed for the life of the guarantee. Currently it is 84.5%

■	Ct – the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

■	C1 – the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 78%.

■	L – the target value as of the current Valuation Day.

■	r – the target ratio.

■	a – factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. (See below for the table of “a” factors)

■	Vv – the total value of all Permitted Sub-accounts in the Annuity.

■	VF – the total value of all elected Fixed Rate Options in the Annuity

■	B – the total value of the AST Investment Grade Bond Portfolio Sub-account.

■

P – Income Basis. Prior to the first Lifetime Withdrawal, the Income Basis is equal to the Protected Withdrawal Value calculated as if the first Lifetime Withdrawal were taken on the date of calculation. After the first Lifetime Withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for additional purchase payments, including the amount of any associated Credits, and adjusted proportionally for excess withdrawals*, and (2) any highest daily Account Value occurring on or after the date of the first Lifetime Withdrawal and prior to or including the date of this calculation increased for additional purchase payments including the amount of any associated Credits, and adjusted for Lifetime Withdrawals.

■	T – the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account

■	TM – the amount of a monthly transfer out of the AST Investment Grade Bond Portfolio

*	Note: Lifetime Withdrawals of less than or equal to the Annual Income Amount do not reduce the Income Basis.

DAILY CALCULATIONS

TARGET VALUE CALCULATION:

On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (VV+ VF) is equal to zero, no calculation is necessary.

L = 0.05 * P * a

TRANSFER CALCULATION:

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

Target Ratio r = (L – B) / (VV + VF).

J-1

■

If on the third consecutive Valuation Day r > Cu and r ≤ Cus or if on any day r > Cus, and subject to the 90% cap rule described above, assets in the Permitted Sub-accounts (including DCA Fixed Rate Options used with any applicable 6 or 12 Month DCA Program) are transferred to the AST Investment Grade Bond Portfolio Sub-account.

■

If r < Cl, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T	=	Min (MAX (0, (0.90 * (VV + VF + B)) – B), [L – B – (VV + VF) * Ct]/(1 – Ct))	Money is transferred from the Permitted Sub-accounts and Fixed Rate Options to the AST Investment Grade Bond Sub-account

T	=	{Min (B, – [L – B – (VV + VF)* Ct]/(1 – Ct))}	Money is transferred from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts

MONTHLY CALCULATION

On each monthly anniversary of the Annuity Issue Date and following the daily Transfer Calculation above, the following formula determines if a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-Accounts will occur:

If, after the daily Transfer Calculation is performed,

{Min (B, .05 * (VV + VF + B))} < (Cu * (VV + VF) – L + B) / (1 – Cu), then

TM	=	{Min (B, .05 * (VV + VF + B))}	Money is transferred from the AST Investment Grade Bond Sub-account to the Permitted Sub- accounts.

J-2

“a” Factors for Liability Calculations

(in Years and Months since Benefit Effective Date)*

Years	Months 1	2	3	4	5	6	7	8	9	10	11	12
1	15.34	15.31	15.27	15.23	15.20	15.16	15.13	15.09	15.05	15.02	14.98	14.95
2	14.91	14.87	14.84	14.80	14.76	14.73	14.69	14.66	14.62	14.58	14.55	14.51
3	14.47	14.44	14.40	14.36	14.33	14.29	14.26	14.22	14.18	14.15	14.11	14.07
4	14.04	14.00	13.96	13.93	13.89	13.85	13.82	13.78	13.74	13.71	13.67	13.63
5	13.60	13.56	13.52	13.48	13.45	13.41	13.37	13.34	13.30	13.26	13.23	13.19
6	13.15	13.12	13.08	13.04	13.00	12.97	12.93	12.89	12.86	12.82	12.78	12.75
7	12.71	12.67	12.63	12.60	12.56	12.52	12.49	12.45	12.41	12.38	12.34	12.30
8	12.26	12.23	12.19	12.15	12.12	12.08	12.04	12.01	11.97	11.93	11.90	11.86
9	11.82	11.78	11.75	11.71	11.67	11.64	11.60	11.56	11.53	11.49	11.45	11.42
10	11.38	11.34	11.31	11.27	11.23	11.20	11.16	11.12	11.09	11.05	11.01	10.98
11	10.94	10.90	10.87	10.83	10.79	10.76	10.72	10.69	10.65	10.61	10.58	10.54
12	10.50	10.47	10.43	10.40	10.36	10.32	10.29	10.25	10.21	10.18	10.14	10.11
13	10.07	10.04	10.00	9.96	9.93	9.89	9.86	9.82	9.79	9.75	9.71	9.68
14	9.64	9.61	9.57	9.54	9.50	9.47	9.43	9.40	9.36	9.33	9.29	9.26
15	9.22	9.19	9.15	9.12	9.08	9.05	9.02	8.98	8.95	8.91	8.88	8.84
16	8.81	8.77	8.74	8.71	8.67	8.64	8.60	8.57	8.54	8.50	8.47	8.44
17	8.40	8.37	8.34	8.30	8.27	8.24	8.20	8.17	8.14	8.10	8.07	8.04
18	8.00	7.97	7.94	7.91	7.88	7.84	7.81	7.78	7.75	7.71	7.68	7.65
19	7.62	7.59	7.55	7.52	7.49	7.46	7.43	7.40	7.37	7.33	7.30	7.27
20	7.24	7.21	7.18	7.15	7.12	7.09	7.06	7.03	7.00	6.97	6.94	6.91
21	6.88	6.85	6.82	6.79	6.76	6.73	6.70	6.67	6.64	6.61	6.58	6.55
22	6.52	6.50	6.47	6.44	6.41	6.38	6.36	6.33	6.30	6.27	6.24	6.22
23	6.19	6.16	6.13	6.11	6.08	6.05	6.03	6.00	5.97	5.94	5.92	5.89
24	5.86	5.84	5.81	5.79	5.76	5.74	5.71	5.69	5.66	5.63	5.61	5.58
25	5.56	5.53	5.51	5.48	5.46	5.44	5.41	5.39	5.36	5.34	5.32	5.29
26	5.27	5.24	5.22	5.20	5.18	5.15	5.13	5.11	5.08	5.06	5.04	5.01
27	4.99	4.97	4.95	4.93	4.91	4.88	4.86	4.84	4.82	4.80	4.78	4.75
28	4.73	4.71	4.69	4.67	4.65	4.63	4.61	4.59	4.57	4.55	4.53	4.51
29	4.49	4.47	4.45	4.43	4.41	4.39	4.37	4.35	4.33	4.32	4.30	4.28
30	4.26	4.24	4.22	4.20	4.18	4.17	4.15	4.13	4.11	4.09	4.07	4.06	**

*	The values set forth in this table are applied to all ages.
**	In all subsequent years and months thereafter, the annuity factor is 4.06

J-3

APPENDIX K – SPECIAL CONTRACT PROVISIONS FOR ANNUITIES ISSUED IN CERTAIN STATES

Certain features of your Annuity may be different than the features described earlier in this prospectus if your Annuity is issued in certain states described below. For Annuities issued in New York, please see Appendix G.

Jurisdiction	Special Provisions
Connecticut	Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available.
Hawaii	Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available.
Iowa	Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available.
Maryland	Fixed Allocations are not available.
Massachusetts

If your Annuity is issued in Massachusetts after January 1, 2009, the annuity rates we use to calculate annuity payments are available only on a gender-neutral basis under any Annuity Option or any lifetime withdrawal optional benefit (except the Guaranteed Minimum Withdrawal Benefit).

Medically Related Surrenders are not available.

Montana	If your Annuity is issued in Montana, the annuity rates we use to calculate annuity payments are available only on a gender-neutral basis under any Annuity Option or any lifetime withdrawal optional benefit (except the Guaranteed Minimum Withdrawal Benefit).
Nevada	Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available. Fixed Allocations are not available.
New York	Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available.
North Dakota	Fixed Allocations are not available.
Texas	Death benefit suspension not applicable upon provision of evidence of good health. See annuity contract for exact details.
Utah	Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available.
Vermont	Fixed Allocations are not available.
Washington	If your Annuity was issued in Washington, and you have elected Highest Daily Lifetime Five, or any version of Highest Daily Lifetime Seven or Highest Daily Lifetime 7 Plus, the Guaranteed Minimum Account Value Credit otherwise available on these optional benefits is not available. Fixed Allocations are not available. Combination Roll-Up Value and Highest Periodic Value Death Benefit not available. Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available.

K-1

APPENDIX L – FORMULA UNDER THE GUARANTEED RETURN OPTION PLUS BENEFIT

We set out below the current formula under which we may transfer amounts between the Sub-accounts and the Fixed Allocations. We will not alter the formula.

TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:

■	AV is the current Account Value of the Annuity (including any Market Value Adjustment on Fixed Allocations)

■	V is the current Account Value of the elected Sub-accounts of the Annuity

■	F is the current Account Value of the Fixed Allocations

For each guarantee provided under the program,

■	Gi is the Principal Value of the guarantee

■	ti is the number of whole and partial years until the maturity date of the guarantee.

■	ri is the current fixed rate associated with Fixed Allocations of length ti (ti is rounded to the next highest integer to determine this rate).

The formula determines, on each Valuation Day, when a transfer is required.

The formula begins by determining for each guarantee the value (Li) that, if appreciated at the current fixed rate, would equal the Principal Value on the applicable maturity date. We call the greatest of these values the “current liability (L).”

L = MAX (Li), where Li = Gi / (1 + ri)[t] [i]

Next, the formula determines whether or not a transfer to or from the Fixed Allocations is needed:

A transfer into the Fixed Allocations will occur if L > (AV – 0.2 * V), and V > 0.

The transfer amount is calculated by the following formula:

T = MIN(V, (V – (1 / 0.23) * (AV – L)))

A transfer from the Fixed Allocations to the Sub-accounts will occur if L < (AV – 0.26 * V), and F > 0.

The transfer amount is calculated by the following formula:

T = MIN(F, ((1 / 0.23) * (AV – L) – V))

L-1

APPENDIX M – FORMULA UNDER THE GUARANTEED RETURN OPTION BENEFIT

We set out below the current formula under which we may transfer amounts between the Sub-accounts and the Fixed Allocations. We will not alter this pre-determined mathematical formula.

TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:

■	AV is the current Account Value of the Annuity (including any Market Value Adjustment on Fixed Allocations)

■	V is the current Account Value of the elected Sub-accounts of the Annuity

■	F is the current Account Value of the Fixed Allocations

■	G is the Principal Value of the guarantee

■	t is the number of whole and partial years between the current Valuation Day and the maturity date.

■	ti is the number of whole and partial years between the next Valuation Day (i.e., the Valuation Day immediately following the current Valuation Day) and the maturity date.

■	r is the fixed rate associated with Fixed Allocations of length t (t1 is rounded to the next highest whole number to determine this rate) as of the current Valuation Day.

■	ri is the fixed rate associated with Fixed Allocations of length t1 (t1 is rounded to the next highest whole number to determine this rate) as of the next Valuation Day.

■	M is the total maturity value of all Fixed Allocations, i.e., the total value that the Fixed Allocations will have on the maturity date of the guarantee if no subsequent transactions occur.

The formula determines, on each Valuation Day, when a transfer is required.

The formula begins by determining a “cushion”, D:

D = 1 – [(G – M) / (1 + r)t] / V

Next, the formula determines whether or not a transfer to or from the Fixed Allocations is needed:

A transfer into the Fixed Allocations will occur if D < 0.20, V > 0, and V > 0.02 * AV.

The transfer amount is calculated by the following formula:

T = MIN(V, (V * (0.75 * (1 + ri)[t] i – G + M) / (0.75 * (1 + ri)[t] i – (1 + r)t)))

A transfer from the Fixed Allocations to the Sub-accounts will occur if D > 0.30 and F > 0.

The transfer amount is calculated by the following formula:

T = MIN(F, (V * (0.75 * (1 + ri)[t] i – G + M) / ((1 + r)[t] – 0.75 * (1 + ri)[t] i )))

M-1

APPENDIX N – FORMULA FOR HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT AND SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT

(including Highest Daily Lifetime 6 Plus with LIA)

TRANSFERS OF ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST INVESTMENT GRADE BOND SUB-ACCOUNT

TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULAS:

■

Cu – the upper target is established on the effective date of the Highest Daily Lifetime 6 Plus/Spousal Highest Daily Lifetime 6 Plus benefit (the “Effective Date”) and is not changed for the life of the guarantee. Currently, it is 83%.

■

Cus – The secondary upper target is established on the effective date of the Highest Daily Lifetime 6 Plus/Spousal Highest Daily Lifetime 6 Plus benefit (the “Effective Date”) and is not changed for the life of the guarantee. Currently it is 84.5%.

■	Ct – the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

■	Cl – the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 78%.

■	L – the target value as of the current Valuation Day.

■	r – the target ratio.

■	a – factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. (See below for the table of “a” factors).

■	Vv – the total value of all Permitted Sub-accounts in the Annuity.

■	VF – the total value of all elected Fixed Rate Options in the Annuity.

■	B – the total value of the AST Investment Grade Bond Portfolio Sub-account.

■

P – Income Basis. Prior to the first Lifetime Withdrawal, the Income Basis is equal to the Protected Withdrawal Value calculated as if the first Lifetime Withdrawal were taken on the date of calculation. After the first Lifetime Withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for additional purchase payments, including the amount of any associated purchase Credits, and adjusted proportionally for excess withdrawals*, and (2) the Protected Withdrawal Value on any Annuity Anniversary subsequent to the first Lifetime Withdrawal, increased for subsequent additional purchase payments (including the amount of any associated purchase Credits) and adjusted proportionately for Excess Income* and (3) any highest daily Account Value occurring on or after the later of the immediately preceding Annuity anniversary, or the date of the first Lifetime Withdrawal, and prior to or including the date of this calculation, increased for additional purchase payments (including the amount of any associated purchase Credits) and adjusted for withdrawals, as described herein.

■	T – the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account.

■	TM – the amount of a monthly transfer out of the AST Investment Grade Bond Portfolio.

*	Note: Lifetime Withdrawals of less than or equal to the Annual Income Amount do not reduce the Income Basis.

DAILY CALCULATIONS

TARGET VALUE CALCULATION:

On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (VV + VF) is equal to zero, no calculation is necessary.

L	=	0.05 * P * a

TRANSFER CALCULATION:

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

Target Ratio r	=	(L – B) / (VV + VF).

■

If on the third consecutive Valuation Day r > Cu and r ≤ Cus or if on any day r > Cus, and subject to the 90% cap rule described above, assets in the Permitted Sub-accounts (including DCA Fixed Rate Options used with any applicable 6 or 12 Month DCA Program) are transferred to the AST Investment Grade Bond Portfolio Sub-account.

■

If r < Cl, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts as described above.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T	=	Min (MAX (0, (0.90 * (VV + VF + B)) – B), [L –B – (VV + VF) * Ct] / (1 – Ct))	Money is transferred from the Permitted Sub-accounts and DCA Fixed Rate Options to the AST Investment Grade Bond Sub-account

T	=	{Min (B, – [L – B – (VV + VF) * Ct] / (1 – Ct))}	Money is transferred from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts

MONTHLY CALCULATION

On each monthly anniversary of the Annuity Issue Date and following the daily Transfer Calculation above, the following formula determines if a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-Accounts will occur:

If, after the daily Transfer Calculation is performed,

{Min (B, .05 * (VV + VF + B))} < (Cu * (VV + VF) – L + B) / (1 – Cu), then

TM	=	{Min (B, .05 * (VV + VF + B))}	Money is transferred from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts.

“a” Factors for Liability Calculations

(in Years and Months since Benefit Effective Date)*

Years	Months 1	2	3	4	5	6	7	8	9	10	11	12
1	15.34	15.31	15.27	15.23	15.20	15.16	15.13	15.09	15.05	15.02	14.98	14.95
2	14.91	14.87	14.84	14.80	14.76	14.73	14.69	14.66	14.62	14.58	14.55	14.51
3	14.47	14.44	14.40	14.36	14.33	14.29	14.26	14.22	14.18	14.15	14.11	14.07
4	14.04	14.00	13.96	13.93	13.89	13.85	13.82	13.78	13.74	13.71	13.67	13.63
5	13.60	13.56	13.52	13.48	13.45	13.41	13.37	13.34	13.30	13.26	13.23	13.19
6	13.15	13.12	13.08	13.04	13.00	12.97	12.93	12.89	12.86	12.82	12.78	12.75
7	12.71	12.67	12.63	12.60	12.56	12.52	12.49	12.45	12.41	12.38	12.34	12.30
8	12.26	12.23	12.19	12.15	12.12	12.08	12.04	12.01	11.97	11.93	11.90	11.86
9	11.82	11.78	11.75	11.71	11.67	11.64	11.60	11.56	11.53	11.49	11.45	11.42
10	11.38	11.34	11.31	11.27	11.23	11.20	11.16	11.12	11.09	11.05	11.01	10.98
11	10.94	10.90	10.87	10.83	10.79	10.76	10.72	10.69	10.65	10.61	10.58	10.54
12	10.50	10.47	10.43	10.40	10.36	10.32	10.29	10.25	10.21	10.18	10.14	10.11
13	10.07	10.04	10.00	9.96	9.93	9.89	9.86	9.82	9.79	9.75	9.71	9.68
14	9.64	9.61	9.57	9.54	9.50	9.47	9.43	9.40	9.36	9.33	9.29	9.26
15	9.22	9.19	9.15	9.12	9.08	9.05	9.02	8.98	8.95	8.91	8.88	8.84
16	8.81	8.77	8.74	8.71	8.67	8.64	8.60	8.57	8.54	8.50	8.47	8.44
17	8.40	8.37	8.34	8.30	8.27	8.24	8.20	8.17	8.14	8.10	8.07	8.04
18	8.00	7.97	7.94	7.91	7.88	7.84	7.81	7.78	7.75	7.71	7.68	7.65
19	7.62	7.59	7.55	7.52	7.49	7.46	7.43	7.40	7.37	7.33	7.30	7.27
20	7.24	7.21	7.18	7.15	7.12	7.09	7.06	7.03	7.00	6.97	6.94	6.91
21	6.88	6.85	6.82	6.79	6.76	6.73	6.70	6.67	6.64	6.61	6.58	6.55
22	6.52	6.50	6.47	6.44	6.41	6.38	6.36	6.33	6.30	6.27	6.24	6.22
23	6.19	6.16	6.13	6.11	6.08	6.05	6.03	6.00	5.97	5.94	5.92	5.89
24	5.86	5.84	5.81	5.79	5.76	5.74	5.71	5.69	5.66	5.63	5.61	5.58
25	5.56	5.53	5.51	5.48	5.46	5.44	5.41	5.39	5.36	5.34	5.32	5.29
26	5.27	5.24	5.22	5.20	5.18	5.15	5.13	5.11	5.08	5.06	5.04	5.01
27	4.99	4.97	4.95	4.93	4.91	4.88	4.86	4.84	4.82	4.80	4.78	4.75
28	4.73	4.71	4.69	4.67	4.65	4.63	4.61	4.59	4.57	4.55	4.53	4.51
29	4.49	4.47	4.45	4.43	4.41	4.39	4.37	4.35	4.33	4.32	4.30	4.28
30	4.26	4.24	4.22	4.20	4.18	4.17	4.15	4.13	4.11	4.09	4.07	4.06	**

*	The values set forth in this table are applied to all ages.
**	In all subsequent years and months thereafter, the annuity factor is 4.06.

APPENDIX O – FORMULA FOR GRO PLUS II

(The following formula also applies to elections of HD GRO II, if HD GRO II was elected prior to July 16, 2010)

The following are the terms and definitions referenced in the transfer calculation formula:

■	AV is the current Account Value of the Annuity

■	VV is the current Account Value of the elected Sub-accounts of the Annuity

■	VF is the current Account Value of any fixed-rate Sub-accounts of the Annuity

■	B is the total current value of the AST bond portfolio Sub-account

■	Cl is the lower target value. Currently, it is 79%.

■	Ctis the middle target value. Currently, it is 82%.

■	Cu is the upper target value. Currently, it is 85%.

■	T is the amount of a transfer into or out of the AST bond portfolio Sub-account.

For each guarantee provided under the benefit,

■	Gi is the guarantee amount

■	Niis the number of days until the maturity date

■

di is the discount rate applicable to the number of days until the maturity date. It is determined with reference to a benchmark index, reduced by the Discount Rate Adjustment and subject to the discount rate minimum. The discount rate minimum, beginning on the effective date of the benefit, is three percent, and will decline monthly over the first twenty-four months following the effective date of the benefit to one percent in the twenty-fifth month, and will remain at one percent for every month thereafter. Once selected, we will not change the applicable benchmark index. However, if the benchmark index is discontinued, we will substitute a successor benchmark index, if there is one. Otherwise we will substitute a comparable benchmark index. We will obtain any required regulatory approvals prior to substitution of the benchmark index.

The formula, which is set on the effective date and is not changed while the benefit is in effect, determines, on each Valuation Day, when a transfer is required.

The formula begins by determining the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the guarantee amount at the end of each applicable guarantee period. We call the greatest of these values the “current liability (L).”

L	=	MAX(Li), where Li = Gi / (1 + di)^(N i/365)

Next the formula calculates the following formula ratio:

r	=	(L – B) / (VV + VF)

If the formula ratio exceeds an upper target value, then all or a portion of the Account Value will be transferred to the AST bond portfolio Sub-account associated with the current liability subject to the rule that prevents a transfer into that AST bond portfolio Sub-account if 90% or more of Account Value is in that Sub-account ( “90% cap rule”). If at the time we make a transfer to the AST bond portfolio Sub-account associated with the current liability there is Account Value allocated to an AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

The formula will transfer assets into the AST bond portfolio Sub-account if r > Cu, subject to the 90% cap rule.

The transfer amount is calculated by the following formula:

T	=	{Min(MAX(0, (.90 * (VV + VF + B)) – B), [L – B – (VV + VF) * Ct] / (1 – Ct))}

If the formula ratio is less than a lower target value and there are assets in the AST bond portfolio Sub-account, then the formula will transfer assets out of the AST bond portfolio Sub-account into the elected Sub-accounts.

O-1

The formula will transfer assets out of the AST bond portfolio Sub-account if r < Cl and B > 0.

The transfer amount is calculated by the following formula:

T	=	{Min(B, – [L – B – (VV + VF) * Ct] / (1 – Ct))}

If following a transfer to the elected Sub-accounts, there are assets remaining in a AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

If transfers into the AST bond portfolio Sub-account are restricted due to the operation of the 90% cap rule, then we will not perform any intra-AST bond portfolio Sub-account transfers. However, if assets transfer out of an AST bond portfolio Sub-account and into the elected Sub-accounts due to the maturity of the AST bond portfolio, by operation of the formula, assets may subsequently transfer to another AST bond portfolio Sub-account that is associated with a future guarantee, subject to the 90% cap.

O-2

APPENDIX P – FORMULA FOR HIGHEST DAILY GRO

Formula for elections of HD GRO on or after July 16, 2010, subject to state approval. The operation of the formula is the same as for elections of HD GRO prior to July 16, 2010. The formula below provides additional information regarding the concept of the Projected Future Guarantee throughout the Transfer Calculation.

THE FOLLOWING ARE THE TERMS AND DEFINITIONS REFERENCED IN THE TRANSFER CALCULATION FORMULA:

■	AV is the current Account Value of the Annuity

■	VV is the current Account Value of the elected Sub-accounts of the Annuity

■	VF is the current Account Value of the elected Fixed Rate Options of the Annuity

■	B is the total current value of the Transfer Account

■	Cl is the lower target value; it is established on the Effective Date and is not changed for the life of the guarantee

■	Ct is the middle target value; it is established on the Effective Date and is not changed for the life of the guarantee

■	Cu is the upper target value; it is established on the Effective Date and is not changed for the life of the guarantee

■	T is the amount of a transfer into or out of the Transfer Account

■

“Projected Future Guarantee” is an amount equal to the highest Account Value (adjusted for Withdrawals and additional Purchase Payments) within the current Benefit Year that would result in a new Guarantee Amount. For the Projected Future Guarantee, the assumed Guarantee Period begins on the current Valuation Day and ends10 years from the next anniversary of the Effective Date. We only calculate a Projected Future Guarantee if the assumed Guarantee Period associated with that Projected Future Guarantee does not extend beyond the latest Annuity Date applicable to the Annuity.

The formula, which is set on the Effective Date and is not changed while the Rider is in effect, determines, on each Valuation Day, when a transfer is required.

The formula begins by determining for each Guarantee Amount and for the Projected Future Guarantee, the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the Guarantee Amount at the end of the Guarantee Period. We call the greatest of these values the “current liability (L)”.

L = MAX (Li), where Li = Gi / (1 + di)^(N i/365).

Where:

■	Gi is the value of the Guarantee Amount or the Projected Future Guarantee

■	Ni is the number of days until the end of the Guarantee Period

■

di is the discount rate associated with the number of days until the end of a Guarantee Period (or the assumed Guarantee Period, for the Projected Future Guarantee). The discount rate is determined by taking the greater of the Benchmark Index Interest Rate less the Discount Rate Adjustment, and the Discount Rate Minimum. The applicable term of the Benchmark Index Interest Rate is the same as the number of days remaining until the end of the Guarantee Period (or the assumed Guarantee Period, for the Projected Future Guarantee). If no Benchmark Index Interest Rate is available for such term, the nearest available term will be used. The Discount Rate Minimum is determined based on the number of months since the Effective Date.

Next the formula calculates the following formula ratio (r):

r = (L – B) / (VV + VF).

If the formula ratio exceeds an upper target value, then Account Value will be transferred to the bond portfolio Sub-account associated with the current liability subject to the feature. If, at the time we make a transfer to the bond portfolio Sub-account associated with the current liability, there is Account Value allocated to a bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that bond portfolio Sub-account to the bond portfolio Sub-account associated with the current liability.

P-1

The formula will transfer assets into the Transfer Account if r > Cu and if transfers have not been suspended due to the feature. Assets in the elected Sub-accounts and Fixed Rate Options, if applicable, are transferred to the Transfer Account in accordance with the Transfer provisions of the Rider.

The transfer amount is calculated by the following formula:

T = {Min(MAX(0,(.90 * (VV + VF + B)) - B), [L – B – (VV + VF) * Ct] / (1 – Ct))}

If the formula ratio is less than a lower target value, and there are assets in the Transfer Account, then the formula will transfer assets out of the Transfer Account and into the elected Sub-accounts.

The formula will transfer assets out of the Transfer Account if r < Cl and B > 0.

The transfer amount is calculated by the following formula:

T = {Min (B, – [L – B – (VV + VF) * Ct] / (1 – Ct))}

If, following a transfer to the elected Sub-accounts, there are assets remaining in a bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that bond portfolio Sub-account to the bond portfolio Sub-account associated with the current liability.

90% Cap Feature: If, on any Valuation Day the Rider remains in effect, a transfer into the Transfer Account occurs which results in 90% of the Account Value being allocated to the Transfer Account, any transfers into the Transfer Account will be suspended even if the formula would otherwise dictate that a transfer into the Transfer Account should occur. Transfers out of the Transfer Account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the Transfer Account occurs. Due to the performance of the Transfer Account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the Transfer Account.

P-2

APPENDIX Q – FORMULA FOR HIGHEST DAILY GRO II

Formula for elections of HD GRO II made on or after July 16, 2010, subject to state approval. The operation of the formula is the same as for elections of HD GRO II prior to July 16, 2010. The formula below provides additional information regarding the concept of the Projected Future Guarantee throughout the Transfer Calculation.

The following are the Terms and Definitions referenced in the Transfer Calculation Formula:

■	AV is the current Account Value of the Annuity

■	VV is the current Account Value of the elected Sub-accounts of the Annuity

■	VF is the current Account Value of the elected Fixed Rate Options of the Annuity

■	B is the total current value of the Transfer Account

■	Cl is the lower target value; it is established on the Effective Date and is not changed for the life of the guarantee

■	Ct is the middle target value; it is established on the Effective Date and is not changed for the life of the guarantee

■	Cu is the upper target value; it is established on the Effective Date and is not changed for the life of the guarantee

■	T is the amount of a transfer into or out of the Transfer Account

■

“Projected Future Guarantee” is an amount equal to the highest Account Value (adjusted for Withdrawals and additional Net Purchase Payments) within the current Benefit Year that would result in a new Guarantee Amount. For the Projected Future Guarantee, the assumed Guarantee Period begins on the current Valuation Day and ends 10 years from the next anniversary of the Effective Date. We only calculate a Projected Future Guarantee if the assumed Guarantee Period associated with that Projected Future Guarantee does not extend beyond the latest Annuity Date applicable to the Annuity.

The formula, which is set on the Effective Date and is not changed while the Rider is in effect, determines, on each Valuation Day, when a transfer is required.

The formula begins by determining for each Guarantee Amount and for the Projected Future Guarantee, the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the Guarantee Amount at the end of the Guarantee Period. We call the greatest of these values the “current liability (L)”.

L = MAX (Li), where Li = Gi / (1 + di)^(N i/365).

Where:

■	Gi is the value of the Guarantee Amount or the Projected Future Guarantee

■	Ni is the number of days until the end of the Guarantee Period

■

di is the discount rate associated with the number of days until the end of a Guarantee Period (or the assumed Guarantee Period, for the Projected Future Guarantee). The discount rate is determined by taking the greater of the Benchmark Index Interest Rate less the Discount Rate Adjustment, and the Discount Rate Minimum. The applicable term of the Benchmark Index Interest Rate is the same as the number of days remaining until the end of the Guarantee Period (or the assumed Guarantee Period, for the Projected Future Guarantee). If no Benchmark Index Interest Rate is available for such term, the nearest available term will be used. The Discount Rate Minimum is determined based on the number of months since the Effective Date.

Next the formula calculates the following formula ratio (r):

r = (L – B) / (VV + VF).

If the formula ratio exceeds an upper target value, then Account Value will be transferred to the bond portfolio Sub-account associated with the current liability subject to the feature. If, at the time we make a transfer to the bond portfolio Sub-account associated with the current liability, there is Account Value allocated to a bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that bond portfolio Sub-account to the bond portfolio Sub-account associated with the current liability.

Q-1

The formula will transfer assets into the Transfer Account if r > Cu and if transfers have not been suspended due to the feature. Assets in the elected Sub-accounts and Fixed Rate Options, if applicable, are transferred to the Transfer Account in accordance with the Transfer provisions of the Rider.

The transfer amount is calculated by the following formula:

T = {Min(MAX(0,(.90 * (VV + VF + B)) – B), [L – B – (VV + VF) * Ct] / (1 – Ct))}

If the formula ratio is less than a lower target value, and there are assets in the Transfer Account, then the formula will transfer assets out of the Transfer Account and into the elected Sub-accounts.

The formula will transfer assets out of the Transfer Account if r < Cl and B > 0.

The transfer amount is calculated by the following formula:

T = {Min (B, – [L – B – (VV + VF) * Ct] / (1 – Ct))}

If, following a transfer to the elected Sub-accounts, there are assets remaining in a bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that bond portfolio Sub-account to the bond portfolio Sub-account associated with the current liability.

90% Cap Feature: If, on any Valuation Day the Rider remains in effect, a transfer into the Transfer Account occurs which results in 90% of the Account Value being allocated to the Transfer Account, any transfers into the Transfer Account will be suspended even if the formula would otherwise dictate that a transfer into the Transfer Account should occur. Transfers out of the Transfer Account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the Transfer Account occurs. Due to the performance of the Transfer Account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the Transfer Account.

Q-2

PLEASE SEND ME A STATEMENT OF ADDITIONAL INFORMATION THAT CONTAINS FURTHER DETAILS ABOUT THE PRUDENTIAL ANNUITIES ANNUITY DESCRIBED IN PROSPECTUS (PLEASE CHECK ONE) ASAPIIIPROS (4/30/2014), APEX2PROS (4/30/2014), ASL2PROS (4/30/2014), XT6PROS (4/30/2014).

(print your name)

(address)

(city/state/zip code)

Variable Annuity Issued by:

PRUDENTIAL ANNUITIES LIFE

ASSURANCE CORPORATION

A Prudential Financial Company

One Corporate Drive

Shelton, Connecticut 06484

Telephone: 1-888-PRU-2888

http://www.prudentialannuities.com

Variable Annuity Distributed by:

PRUDENTIAL ANNUITIES

DISTRIBUTORS, INC.

A Prudential Financial Company

One Corporate Drive

Shelton, Connecticut 06484

Telephone: 203-926-1888

http://www.prudentialannuities.com

MAILING ADDRESSES:

Please see the section of this prospectus entitled “How To Contact Us” for where to send your request for a Statement of Additional Information.

The Prudential Insurance Company of America 751 Broad Street Newark, NJ 07102-3777

PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION

A Prudential Financial Company

One Corporate Drive, Shelton, Connecticut 06484

OPTIMUMSM

OPTIMUM FOURSM

OPTIMUM PLUSSM

Flexible Premium Deferred Annuities

PROSPECTUS: APRIL 30, 2014

This prospectus describes three different flexible premium deferred annuities (the “Annuities” or the “Annuity”) issued by Prudential Annuities Life Assurance Corporation (“Prudential Annuities®”, “we”, “our”, or “us”) exclusively through LPL Financial Corporation. If you are receiving this prospectus, it is because you currently own one of these Annuities. These Annuities are no longer offered as an individual annuity contract or as an interest in a group annuity. Each Annuity has different features and benefits that may be appropriate for you based on your financial situation, your age and how you intend to use the Annuity. This Prospectus describes the important features of the Annuities. The Prospectus also describes differences among the Annuities which include differences in the fees and charges you pay and variations in some product features such as the availability of certain bonus amounts and basic death benefit protection. Each Annuity or certain of its investment options and/or features may not be available in all states. Various rights, benefits and certain fees may differ among states to meet applicable laws and/or regulations. There may also be differences in the compensation paid to your Financial Professional for each Annuity. Differences in compensation among different annuity products could influence a Financial Professional’s decision as to which annuity to recommend for you. In addition, the selling broker-dealer firm through which each Annuity is sold not make available or may not recommend to its customers certain of the optional features and investment options offered generally under the Annuity. Alternatively, such firm may restrict the optional benefits that it does make available to its customers (e.g., by imposing a lower maximum issue age for certain optional benefits than what is prescribed generally under the Annuity). Please speak to your Financial Professional for further details. For more information about variations applicable to your state, please refer to your Annuity or consult your Financial Professional. For some of the variations specific to Annuities approved for sale by the New York State Insurance Department, see Appendix E. The guarantees provided by the variable annuity contracts and the optional benefits are the obligations of and subject to the claims paying ability of Prudential Annuities. Certain terms are capitalized in this Prospectus. Those terms are either defined in the Glossary of Terms or in the context of the particular section. Because the Optimum Plus Annuity grants credits with respect to your Purchase Payments, the expenses of Optimum Plus may be higher than expenses for an Annuity without a credit. In addition, the amount of the credits you receive under the Optimum Plus Annuity may be more than offset over time by the additional fees and charges associated with the credit.

THE SUB-ACCOUNTS

Each Sub-account of Prudential Annuities Life Assurance Corporation Variable Account B invests in an underlying mutual fund portfolio. Currently, portfolios of the following underlying mutual funds are being offered: Advanced Series Trust and Wells Fargo Variable Trust. See the following page for a complete list of Sub-accounts.

PLEASE READ THIS PROSPECTUS

Please read this Prospectus and the current prospectus for the underlying mutual funds. Keep them for future reference.

AVAILABLE INFORMATION

We have also filed a Statement of Additional Information that is available from us, without charge, upon your request. The contents of the Statement of Additional Information are described below – see Table of Contents. The Statement of Additional Information is incorporated by reference into this prospectus. This Prospectus is part of the registration statement we filed with the SEC regarding this offering. Additional information on us and this offering is available in the registration statement and the exhibits thereto. You may review and obtain copies of these materials at no cost to you, by contacting us. These documents, as well as documents incorporated by reference, may also be obtained through the SEC’s Internet Website (http://www.sec.gov) for this registration statement as well as for other registrants that file electronically with the SEC. Please see “How to Contact Us” later in this prospectus for our Service Office Address.

In compliance with U.S. law, Prudential Annuities Life Assurance Corporation delivers this prospectus to current contract owners that reside outside of the United States.

These Annuities are NOT deposits or obligations of, or issued, guaranteed or endorsed by, any bank, are NOT insured or guaranteed by the U.S. government, the Federal Deposit Insurance Corporation (FDIC), the Federal Reserve Board or any other agency. An investment in an annuity involves investment risks, including possible loss of value, even with respect to amounts allocated to the AST Money Market Sub-account.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

OPTIMUMSM, OPTIMUM FOURSM, OPTIMUM PLUSSM, ARE SERVICE MARKS OR REGISTERED TRADEMARKS OF THE PRUDENTIAL INSURANCE COMPANY OF AMERICA AND ARE USED UNDER LICENSE BY ITS AFFILIATES.

FOR FURTHER INFORMATION CALL: 1-888-PRU-2888

Prospectus Dated: April 30, 2014	Statement of Additional Information Dated: April 30, 2014
OPTIMUM	LPLOASAI

PLEASE SEE OUR IRA, ROTH IRA AND FINANCIAL DISCLOSURE STATEMENTS ATTACHED TO THE BACK COVER OF THIS PROSPECTUS.

INVESTMENT OPTIONS

Please note that you may not allocate Purchase Payments to the AST Investment Grade Bond Portfolio or the target date bond portfolios (e.g., AST Bond Portfolio 2025)

Advanced Series Trust

AST Academic Strategies Asset Allocation

AST Balanced Asset Allocation

AST Bond Portfolio 2015

AST Bond Portfolio 2016

AST Bond Portfolio 2017

AST Bond Portfolio 2018

AST Bond Portfolio 2019

AST Bond Portfolio 2020

AST Bond Portfolio 2021

AST Bond Portfolio 2022

AST Bond Portfolio 2023

AST Bond Portfolio 2024

AST Bond Portfolio 2025

AST Capital Growth Asset Allocation

AST Cohen & Steers Realty

AST Federated Aggressive Growth

AST Goldman Sachs Large-Cap Value

AST Goldman Sachs Mid-Cap Growth

AST Herndon Large-Cap Value Portfolio

AST International Growth

AST International Value

AST Investment Grade Bond

AST J.P. Morgan International Equity

AST Large-Cap Value

AST Loomis Sayles Large-Cap Growth Portfolio

AST Lord Abbett Core Fixed Income

AST MFS Growth

AST Mid-Cap Value

AST Money Market

AST Neuberger Berman Mid-Cap Growth

AST Neuberger Berman/LSV Mid-Cap Value

AST New Discovery Asset Allocation

AST PIMCO Limited Maturity Bond

AST PIMCO Total Return Bond

AST Preservation Asset Allocation

AST Small-Cap Growth

AST Small-Cap Value

AST T. Rowe Price Equity Income

AST T. Rowe Price Large-Cap Growth

AST Templeton Global Bond

AST Western Asset Core Plus Bond

Wells Fargo Variable Trust

Wells Fargo Advantage VT International Equity — class 1

Wells Fargo Advantage VT Omega Growth — class 1

(i)

(ii)

(iii)

GLOSSARY OF TERMS

Many terms used within this Prospectus are described within the text where they appear. The description of those terms are not repeated in this Glossary of Terms.

Account Value: The value of each allocation to a Sub-account (also referred to as a “variable investment option”) plus any Fixed Allocation prior to the Annuity Date, increased by any earnings, and/or less any losses, distributions and charges. The Account Value is calculated before we assess any applicable Contingent Deferred Sales Charge (“CDSC” or “surrender charge”) and/or, other than on an annuity anniversary, any fee that is deducted from the Annuity annually in arrears. The Account Value is determined separately for each Sub-account and for each Fixed Allocation, and then totaled to determine the Account Value for your entire Annuity. The Account Value of each MVA Fixed Allocation on any day other than its Maturity Date may be calculated using a market value adjustment. With respect to Optimum Plus, the Account Value includes any Credits we applied to your purchase payments that we are entitled to take back under certain circumstances. With respect to Optimum and Optimum Four, the Account Value includes any Loyalty Credit we apply. With respect to Annuities with a Highest Daily Lifetime Five Income Benefit election, Account Value includes the value of any allocation to the Benefit Fixed Rate Account.

Adjusted Purchase Payments: As used in the discussion of certain optional benefits in this prospectus and elsewhere, Adjusted Purchase Payments are purchase payments, increased by any Credits applied to your Account Value in relation to such purchase payments, and decreased by any charges deducted from such purchase payments.

Annual Income Amount: This is the annual amount of income you are eligible for life under the optional benefits.

Annuitization: The application of Account Value to one of the available annuity options for the Owner to begin receiving periodic payments for life (or joint lives), for a guaranteed minimum number of payments or for life with a guaranteed minimum number of payments.

Annuity Date: The date you choose for annuity payments to commence. Unless we agree otherwise, for Annuities issued on or after November 20, 2006, the Annuity Date must be no later than the first day of the calendar month coinciding with or next following the later of: (a) the oldest Owner’s or Annuitant’s 95th birthday, whichever occurs first, and (b) the fifth anniversary of the Issue Date.

Annuity Year: A 12-month period commencing on the Issue Date of the Annuity and each successive 12-month period thereafter.

Beneficiary Annuity: You may purchase an Annuity if you are a beneficiary of an annuity that was owned by a decedent, subject to the requirements discussed in this Prospectus. You may transfer the proceeds of the decedent’s annuity into one of the Annuities described in this prospectus and continue receiving the distributions that are required by the tax laws. This transfer option in only available for purchase of an IRA, Roth IRA, or a non-qualified annuity.

Benefit Fixed Rate Account: A fixed investment option offered as part of this Annuity that is used only if you have elected the optional Highest Daily Lifetime Five Benefit. Amounts allocated to the Benefit Fixed Rate Account earn a fixed rate of interest, and are held within our general account. You may not allocate Purchase Payments to the Benefit Fixed Rate Account. Rather, Account Value is transferred to the Benefit Fixed Rate Account only under the pre-determined mathematical formula of the Highest Daily Lifetime Five Income Benefit.

Code: The Internal Revenue Code of 1986, as amended from time to time.

Combination 5% Roll-up And HAV Death Benefit: We offer an optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing the greater of the Highest Anniversary Value Death Benefit and a 5% annual increase on Purchase Payments adjusted for withdrawals.

Contingent Deferred Sales Charge (CDSC): This is a sales charge that may be deducted when you make a full or partial withdrawal under your Annuity. We refer to this as a “contingent” charge because it is imposed only if you make a withdrawal. The charge is a percentage of each applicable Purchase Payment that is being withdrawn. The period during which a particular percentage applies is measured from the Issue Date of the Annuity. The amount and duration of the CDSC varies among the Optimum, Optimum Four and Optimum Plus. See “Summary of Contract Fees and Charges” for details on the CDSC for each Annuity.

Enhanced Beneficiary Protection Death Benefit: An optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing amounts in addition to the basic Death Benefit that can be used to offset federal and state taxes payable on any taxable gains in your Annuity at the time of your death. We no longer offer the Enhanced Beneficiary Protection Death Benefit.

Excess Income: All or a portion of a Lifetime Withdrawal that exceeds the Annual Income Amount for that benefit year is considered excess income (“Excess Income”). Each withdrawal of Excess Income proportionally reduces the Annual Income Amount for future benefit years.

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Fixed Allocation: An investment option that offers a fixed rate of interest for a specified Guarantee Period during the accumulation period. Certain Fixed Allocations are subject to a market value adjustment if you withdraw Account Value prior to the Fixed Allocation’s maturity (MVA Fixed Allocation).

Free Look: Under state insurance laws, you have the right, during a limited period of time, to examine your Annuity and decide if you want to keep it or cancel it. This right is referred to as your “free look” right. The length of this time period depends on the law of your state, and may vary depending on whether your purchase is a replacement or not. Check your Annuity for more details about your free look right.

Good Order: An instruction received by us, utilizing such forms, signatures, and dating as we require, which is sufficiently complete and clear that we do not need to exercise any discretion to follow such instructions. In your Annuity contract, we use the term “In Writing” to refer to this general requirement.

Guarantee Period: A period of time during the accumulation period where we credit a fixed rate of interest on a Fixed Allocation.

Guaranteed Minimum Income Benefit (GMIB): An optional benefit that, for an additional cost, after a seven-year waiting period, guarantees your ability to begin receiving income from your Annuity in the form of annuity payments based on your total purchase payments and an annual increase of 5% on such purchase payments adjusted for withdrawals (called the “Protected Income Value”), regardless of the impact of market performance on your Account Value. We no longer offer GMIB.

Guaranteed Minimum Withdrawal Benefit (GMWB): An optional benefit that, for an additional cost, guarantees your ability to withdraw amounts over time equal to an initial principal value, regardless of the impact of market performance on your Account Value. We no longer offer GMWB.

Guaranteed Return Option PlusSM (GRO Plus)SM/Guaranteed Return Option Plus 2008SM (GRO Plus 2008)/Guaranteed Return Option (GRO)®/Highest Daily Guaranteed Return Option (Highest Daily GRO)SM/Guaranteed Return OptionSM Plus II (GRO Plus II)SM/Highest DailySM Guaranteed Return OptionSM II (HD GRO II). Each of GRO Plus, GRO Plus 2008, GRO, Highest Daily GRO, GRO Plus II, and HD GRO II is a separate optional benefit that, for an additional cost, guarantees a minimum Account Value at one or more future dates and that requires your participation in a program that may transfer your Account Value according to a predetermined mathematical formula. Each benefit has different features, so please consult the pertinent benefit description in the section of the prospectus entitled “Living Benefits”. Certain of these benefits are no longer available for election.

Highest Anniversary Value Death Benefit (“HAV”): An optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing a death benefit equal to the greater of the basic Death Benefit and the Highest Anniversary Value, less proportional withdrawals.

Highest Daily Lifetime Five Income Benefit: An optional benefit that, for an additional cost, guarantees your ability to withdraw an annual amount equal to a percentage of a guaranteed benefit base called the Total Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. We no longer offer Highest Daily Lifetime Five.

Highest Daily Lifetime Seven Income Benefit: An optional benefit for an additional charge, that guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. Highest Daily Lifetime Seven is the same class of optional benefits as our Highest Daily Lifetime Five Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and how the lifetime withdrawals are calculated. We no longer offer Highest Daily Lifetime Seven.

Highest Daily Lifetime 7 Plus Income Benefit: An optional benefit that is available for an additional charge. The benefit guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. Highest Daily Lifetime 7 Plus is the same class of optional benefits as our Highest Daily Lifetime Seven Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and how the lifetime withdrawals are calculated. We no longer offer Highest Daily Lifetime 7 Plus.

Highest Daily Value Death Benefit (“HDV”): An optional benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing a death benefit equal to the greater of the basic Death Benefit and the Highest Daily Value, less proportional withdrawals. We no longer offer HDV.

Highest Daily Lifetime 6 Plus Income Benefit: An optional benefit that is available for an additional charge. The benefit guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of

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market performance on your Account Value. Highest Daily Lifetime 6 Plus is the same class of optional benefit as our Highest Daily Lifetime 7 Plus Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and how the lifetime withdrawals are calculated.

Interim Value: The value of the MVA Fixed Allocation on any date other than the Maturity Date. The Interim Value is equal to the initial value allocated to the MVA Fixed Allocation plus all interest credited to the MVA Fixed Allocation as of the date calculated, less any transfers or withdrawals from the MVA Fixed Allocation. The Interim Value does not include the effect of any MVA.

Issue Date: The effective date of your Annuity.

Key Life: Under the Beneficiary Continuation Option, or the Beneficiary Annuity, the person whose life expectancy is used to determine payments.

Lifetime Five Income Benefit: An optional benefit that, for an additional cost, guarantees your ability to withdraw an annual amount equal to a percentage of an initial principal value called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. We no longer offer Lifetime Five.

MVA: A market value adjustment used in the determination of Account Value of an MVA Fixed Allocation on any day more than 30 days prior to the Maturity Date of such MVA Fixed Allocation.

Owner: With an Annuity issued as an individual annuity contract, the Owner is either an eligible entity or person named as having ownership rights in relation to the Annuity. With an Annuity issued as a certificate under a group annuity contract, the “Owner” refers to the person or entity who has the rights and benefits designated as to the “Participant” in the certificate.

Service Office: The place to which all requests and payments regarding an Annuity are to be sent. We may change the address of the Service Office at any time. Please see the section of this prospectus entitled “How to Contact Us” for the Service Office address.

Spousal Highest Daily Lifetime Seven Income Benefit: An optional benefit that, for an additional charge, guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. The benefit is the spousal version of the Highest Daily Lifetime Seven Income Benefit and is the same class of optional benefits as our Spousal Highest Daily Lifetime Five Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and to how the lifetime withdrawals are calculated. We no longer offer Spousal Highest Daily Lifetime Seven.

Spousal Highest Daily Lifetime 7 Plus Income Benefit: An optional benefit that, for an additional charge, guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. The benefit is the spousal version of the Highest Daily Lifetime 7 Plus Income Benefit and is the same class of optional benefits as our Spousal Highest Daily Lifetime Seven Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and how the lifetime withdrawals are calculated. We no longer offer Spousal Highest Daily Lifetime 7 Plus.

Spousal Highest Daily Lifetime 6 Plus Income Benefit: An optional benefit that, for an additional charge, guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. The benefit is the spousal version of the Highest Daily Lifetime 6 Plus Income Benefit and is the same class of optional benefit as our Spousal Highest Daily Lifetime 7 Plus Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and to how the lifetime withdrawals are calculated.

Spousal Lifetime Five Income Benefit: An optional benefit that, for an additional cost, guarantees until the later death of two Designated Lives (as defined in this Prospectus) the ability to withdraw an annual amount equal to a percentage of an initial principal value called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. We no longer offer Spousal Lifetime Five.

Sub-account: We issue your Annuity through our separate account. See “What is the Separate Account?” under the General Information section. The separate account invests in underlying mutual fund portfolios. From an accounting perspective, we divide the separate account into a number of sections, each of which corresponds to a particular underlying mutual fund portfolio. We refer to each such section of our separate account as a “Sub-account”.

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Surrender Value: The value of your Annuity available upon surrender prior to the Annuity Date. It equals the Account Value as of the date we price the surrender minus any applicable CDSC, Annual Maintenance Fee, any Tax Charge and the charge for any optional benefits and any additional amounts we applied to your purchase payments that we may be entitled to recover under certain circumstances. The surrender value may be calculated using a MVA with respect to amounts in any MVA Fixed Allocation.

Unit: A measure used to calculate your Account Value in a Sub-account during the accumulation period.

Valuation Day: Every day the New York Stock Exchange is open for trading or any other day the Securities and Exchange Commission requires mutual funds or unit investment trusts to be valued.

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SUMMARY OF CONTRACT FEES AND CHARGES

Below is a summary of the fees and charges for the Annuities. Some fees and charges are assessed against each Annuity while others are assessed against assets allocated to the Sub-accounts. The fees and charges that are assessed against an Annuity include any applicable Contingent Deferred Sales Charge, Transfer Fee, Tax Charge and Annual Maintenance Fee. The charges that are assessed against the Sub-accounts are the Mortality and Expense Risk charge, the charge for Administration of the Annuity, any applicable Distribution Charge and the charge for certain optional benefits you elect. Certain optional benefits deduct a charge from each Annuity based on a percentage of a “protected value.” Each underlying mutual fund portfolio assesses a fee for investment management, other expenses and, with some mutual funds, a 12b-1 fee. The prospectus for each underlying mutual fund provides more detailed information about the expenses for the underlying mutual funds.

The following tables provide a summary of the fees and charges you will pay if you surrender your Annuity or transfer Account Value among investment options. These fees and charges are described in more detail within this Prospectus.

TRANSACTION FEES AND CHARGES

CONTINGENT DEFERRED SALES CHARGES (CDSC) FOR EACH ANNUITY 1

OPTIMUM

Yr. 1	Yr. 2	Yr. 3	Yr. 4	Yr. 5	Yr. 6	Yr. 7	Yr. 8	Yr. 9+
7.5%	7.0%	6.5%	6.0%	5.0%	4.0%	3.0%	2.0%	0.0%

OPTIMUM FOUR

Yr. 1	Yr. 2	Yr. 3	Yr. 4	Yr. 5+
8.5%	8.0%	7.0%	6.0%	0.0%

OPTIMUM PLUS

For Annuities issued prior to November 20, 2006, the following schedule applies:

Yr. 1	Yr. 2	Yr. 3	Yr. 4	Yr. 5	Yr. 6	Yr. 7	Yr. 8	Yr. 9	Yr. 10	Yr. 11+
9.0%	9.0%	8.5%	8.0%	7.0%	6.0%	5.0%	4.0%	3.0%	2.0%	0.0%

For Annuities issued on or after November 20, 2006 (subject to state availability), the following schedule applies:

Yr. 1	Yr. 2	Yr. 3	Yr. 4	Yr. 5	Yr. 6	Yr. 7	Yr. 8	Yr. 9	Yr. 10	Yr. 11+
9.0%	9.0%	8.0%	7.0%	6.0%	5.0%	4.0%	3.0%	2.0%	1.0%	0.0%

1	The Contingent Deferred Sales Charges are assessed upon surrender or withdrawal. The charge is a percentage of each applicable Purchase Payment deducted upon surrender or withdrawal. The period during which a particular percentage applies is measured from the Issue Date of the Annuity. Purchase Payments are withdrawn on a “first-in, first-out” basis.

OTHER TRANSACTION FEES AND CHARGES (assessed against each Annuity)
FEE/CHARGE	OPTIMUM	OPTIMUM FOUR	OPTIMUM PLUS
Transfer Fee [1]	$15.00 maximum currently, $10.00	$15.00 maximum currently, $10.00	$15.00 maximum currently, $10.00
Tax Charge [2]	0% to 3.5%	0% to 3.5%	0% to 3.5%

1	Currently, we deduct the fee after the 20th transfer each Annuity Year. We guarantee that the number of charge free transfers per Annuity Year will never be less than 8.
2	In some states a tax is payable, either when purchase payments are received, upon surrender or when the Account Value is applied under an annuity option. The tax charge is assessed as a percentage of purchase payments, Surrender Value, or Account Value, as applicable. We reserve the right to deduct the charge either at the time the tax is imposed, upon a full surrender of the Annuity, or upon annuitization. See the subsection “Tax Charge” under “Fees and Charges” in this Prospectus.

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The following table provides a summary of the periodic fees and charges you will pay while you own your Annuity, excluding the underlying mutual fund Portfolio annual expenses. These fees and charges are described in more detail within this Prospectus.

PERIODIC FEES AND CHARGES (assessed against each Annuity)
FEE/CHARGE	OPTIMUM	OPTIMUM FOUR	OPTIMUM PLUS
Annual Maintenance Fee [1]	Lesser of $35 or 2% of Account Value [2]	Lesser of $35 or 2% of Account Value [2]	Lesser of $35 or 2% of Account Value

Beneficiary Continuation Option Only	Lesser of $30 or 2% of Account Value	Lesser of $30 or 2% of Account Value	Lesser of $30 or 2% of Account Value
ANNUAL FEES CHARGES/OF THE SUB-ACCOUNTS [3] (assessed as a percentage of the daily net assets of the Sub-accounts)
FEE/CHARGE
Mortality & Expense Risk Charge [4]	0.50%	1.50%	0.50%
Administration Charge [4]	0.15%	0.15%	0.15%
Distribution Charge [5]	0.60% In Annuity Years 1-8	N/A	1.00% in Annuity Years 1-10
Settlement Service Charge [6]	1.40% (qualified); 1.00% (non-qualified)	1.40% (qualified); 1.00% (non-qualified)	1 40% (qualified); 1.00% (non-qualified)
Total Annual Charges of The Sub-accounts (excluding settlement service charge)	1.25% In Annuity Years 1-8; 0.65% In Annuity Years 9 and later	1.65%	1.65% in Annuity Years 1-10; 0.65% in Annuity Years 11 and later

1	Assessed annually on the Annuity’s anniversary date or upon surrender. For beneficiaries who elect the non-qualified Beneficiary Continuation Option, the fee is only applicable if Account Value is less than $25,000 at the time the fee is assessed.
2	Only applicable if Account Value is less than $100,000. Fee may differ in certain States.
3	These charges are deducted daily and apply to the Sub-accounts only.
4	The combination of the Mortality and Expense Risk Charge and Administration Charge is referred to as the “Insurance Charge” elsewhere in this Prospectus.
5	The Distribution Charge is 0.00% in Annuity Years 9+ for Optimum and in Annuity Years 11+ for Optimum Plus.
6	The Mortality & Expense Risk Charge, the Administration Charge and the Distribution Charge (if applicable) do not apply if you are a beneficiary under the Beneficiary Continuation Option. The Settlement Service Charge applies only if your beneficiary elects the Beneficiary Continuation Option.

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The following table sets forth the charge for each optional benefit under the Annuity. These fees would be in addition to the periodic fees and transaction fees set forth in the tables above. The first column shows the charge for each optional benefit on a maximum and current basis. Then, we show the total expenses you would pay for an Annuity if you purchased the relevant optional benefit. More specifically, we show the total charge for the optional benefit plus the Total Annualized Insurance Fees/Charges applicable to the Annuity. Where the charges cannot actually be totaled (because they are assessed against different base values), we show both individual charges.

YOUR OPTIONAL BENEFIT FEES AND CHARGES [1]
OPTIONAL BENEFIT	OPTIONAL BENEFIT FEE/ CHARGE	TOTAL ANNUAL CHARGE [2] for OPTIMUM	TOTAL ANNUAL CHARGE [2] for OPTIMUM FOUR	TOTAL ANNUAL CHARGE [2] for OPTIMUM PLUS
GRO PLUS II
Current and Maximum Charge [4] (assessed against Sub-account net assets)	0.60%	1.85%	2.25%	2.25%
HIGHEST DAILY GRO II
Current and Maximum Charge [4] (assessed against Sub-account net assets)	0.60%	1.85%	2.25%	2.25%
HIGHEST DAILY LIFETIME 6 PLUS (HD 6 PLUS)
Maximum Charge [3] (assessed against greater of Account Value and PWV)	1.50%	1.25% + 1.50%	1.65% + 1.50%	1.65% + 1.50%
Current Charge (assessed against greater of Account Value and PWV)	0.85%	1.25% + 0.85%	1.65% + 0.85%	1.65% + 0.85%
HIGHEST DAILY LIFETIME 6 PLUS WITH LIFETIME INCOME ACCELERATOR (LIA)
Maximum Charge [3] (assessed against greater of Account Value and PWV)	2.00%	1.25% + 2.00%	1.65% + 2.00%	1.65% + 2.00%
Current Charge (assessed against greater of Account Value and PWV)	1.20%	1.25% + 1.20%	1.65% + 1.20%	1.65% + 1.20%
SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS
Maximum Charge [3] (assessed against greater of Account Value and PWV)	1.50%	1.25% + 1.50%	1.65% + 1.50%	1.65% + 1.50%
Current Charge (assessed against greater of Account Value and PWV)	0.95%	1.25% + 0.95%	1.65% + 0.95%	1.65% + 0.95%
GUARANTEED RETURN OPTION (GRO)/GRO PLUS
Maximum Charge [3] (assessed against Sub-account net assets)	0.75%	2.00%	2.40%	2.40%
Current Charge (assessed against Sub-account net assets)	0.25%	1.50%	1.90%	1.90%
GUARANTEED RETURN OPTION PLUS 2008 (GRO Plus 2008)
Maximum Charge [3] (assessed against Sub-account net assets)	0.75%	2.00%	2.40%	2.40%
Current charge (assessed against Sub-account net assets) (if elected on or after May 1, 2009)	0.60%	1.85%	2.25%	2.25%

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YOUR OPTIONAL BENEFIT FEES AND CHARGES [1]
OPTIONAL BENEFIT	OPTIONAL BENEFIT FEE/ CHARGE	TOTAL ANNUAL CHARGE [2] for OPTIMUM	TOTAL ANNUAL CHARGE [2] for OPTIMUM FOUR	TOTAL ANNUAL CHARGE [2] for OPTIMUM PLUS
HIGHEST DAILY GUARANTEED RETURN OPTION (HD GRO)
Maximum Charge [3] (assessed against Sub-account net assets)	0.75%	2.00%	2.40%	2.40%
Current charge (assessed against Sub-account net assets) (if elected on or after May 1, 2009)	0.60%	1.85%	2.25%	2.25%
GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB)
Maximum Charge [3] (assessed against Sub-account net assets)	1.00%	2.25%	2.65%	2.65%
Current Charge (assessed against Sub-account net assets)	0.35%	1.60%	2.00%	2.00%
GUARANTEED MINIMUM INCOME BENEFIT (GMIB)
Maximum Charge [3] (assessed against PIV)	1.00%	1.25% + 1.00%	1.65% + 1.00%	1.65% + 1.00%
Current Charge (assessed against PIV)	0.50%	1.25% + 0.50%	1.65% + 0.50%	1.65% + 0.50%
LIFETIME FIVE INCOME BENEFIT
Maximum Charge [3] (assessed against Sub-account net assets)	1.50%	2.75%	3.15%	3.15%
Current Charge (assessed against Sub-account net assets)	0.60%	1.85%	2.25%	2.25%
SPOUSAL LIFETIME FIVE INCOME BENEFIT
Maximum Charge [3] (assessed against Sub-account net assets)	1.50%	2.75%	3.15%	3.15%
Current Charge (assessed against Sub-account net assets)	0.75%	2.00%	2.40%	2.40%
HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT
Maximum Charge [3] (assessed against Sub-account net assets)	1.50%	2.75%	3.15%	3.15%
Current Charge (assessed against Sub-account net assets)	0.60%	1.85%	2.25%	2.25%
HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT
Maximum Charge [3]	1.50%	1.25% + 1.50%	1.65% + 1.50%	1.65% + 1.50%
(assessed against the PWV)
Current Charge (assessed against the PWV)	0.60%	1.25% + 0.60%	1.65% + 0.60%	1.65% + 0.60%

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YOUR OPTIONAL BENEFIT FEES AND CHARGES [1]
OPTIONAL BENEFIT	OPTIONAL BENEFIT FEE/ CHARGE	TOTAL ANNUAL CHARGE [2] for OPTIMUM	TOTAL ANNUAL CHARGE [2] for OPTIMUM FOUR	TOTAL ANNUAL CHARGE [2] for OPTIMUM PLUS
HIGHEST DAILY LIFETIME SEVEN WITH BENEFICIARY INCOME OPTION (BIO)
Maximum Charge [3] (assessed against the PWV)	2.00% of PWV	1.25% + 2.00%	1.65% + 2.00%	1.65% + 2.00%
Current Charge (assessed against the PWV)	0.95% of PWV	1.25% + 0.95%	1.65% + 0.95%	1.65% + 0.95%
HIGHEST DAILY LIFETIME SEVEN WITH LIFETIME INCOME ACCELERATOR (LIA)
Maximum Charge [3] (assessed against the PWV)	2.00% of PWV	1.25% + 2.00%	1.65% + 2.00%	1.65% + 2.00%
Current Charge (assessed against the PWV)	0.95% of PWV	1.25% + 0.95%	1.65% + 0.95%	1.65% + 0.95%
SPOUSAL HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT
Maximum Charge [3] (assessed against the PWV)	1.50% of PWV	1.25% + 1.50%	1.65% + 1.50%	1.65% + 1.50%
Current Charge (assessed against the PWV)	0.75% of PWV	1.25% + 0.75%	1.65% + 0.75%	1.65% + 0.75%
SPOUSAL HIGHEST DAILY LIFETIME SEVEN WITH BENEFICIARY INCOME BENEFIT (BIO)
Maximum Charge [3] (assessed against the PWV)	2.00% of PWV	1.25% + 2.00%	1.65% + 2.00%	1.65% + 2.00%
Current Charge (assessed against the PWV)	0.95% of PWV	1.25% + 0.95%	1.65% + 0.95%	1.65% + 0.95%
HIGHEST DAILY LIFETIME 7 PLUS
Maximum Charge [3] (assessed against the greater of Account Value and PWV)	1.50%	1.25% + 1.50%	1.65% + 1.50%	1.65% + 1.50%
Current Charge (assessed against the greater of Account Value and PWV)	0.75%	1.25% + 0.75%	1.65% + 0.75%	1.65% + 0.75%
HIGHEST DAILY LIFETIME 7 PLUS WITH BENEFICIARY INCOME OPTION (BIO)
Maximum Charge [3] (assessed against the greater of Account Value and PWV)	2.00%	1.25% + 2.00%	1.65% + 2.00%	1.65% + 2.00%
Current Charge (assessed against the greater of Account Value and PWV)	1.10%	1.25% + 1.10%	1.65% + 1.10%	1.65% + 1.10%
HIGHEST DAILY LIFETIME 7 PLUS WITH LIFETIME INCOME ACCELERATOR (LIA)
Maximum Charge [3] (assessed against the greater of Account Value and PWV)	2.00%	1.25% + 2.00%	1.65% + 2.00%	1.65% + 2.00%
Current Charge (assessed against the greater of Account Value and PWV)	1.10%	1.25% + 1.10%	1.65% + 1.10%	1.65% + 1.10%

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YOUR OPTIONAL BENEFIT FEES AND CHARGES [1]
OPTIONAL BENEFIT	OPTIONAL BENEFIT FEE/ CHARGE	TOTAL ANNUAL CHARGE [2] for OPTIMUM	TOTAL ANNUAL CHARGE [2] for OPTIMUM FOUR	TOTAL ANNUAL CHARGE [2] for OPTIMUM PLUS
SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS
Maximum Charge [3] (assessed against the greater of Account Value and PWV)	1.50%	1.25% + 1.50%	1.65% + 1.50%	1.65% + 1.50%
Current Charge (assessed against the greater of Account Value and PWV)	0.90%	1.25% + 0.90%	1.65% + 0.90%	1.65% + 0.90%
SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS WITH BENEFICIARY INCOME OPTION (BIO)
Maximum Charge [3] (assessed against the greater of Account Value and PWV)	2.00%	1.25% + 2.00%	1.65% + 2.00%	1.65% + 2.00%
Current Charge (assessed against the greater of Account Value and PWV)	1.10%	1.25% + 1.10%	1.65% + 1.10%	1.65% + 1.10%
ENHANCED BENEFICIARY PROTECTION DEATH BENEFIT
Current and Maximum Charge [4] (assessed against Sub-account net assets)	0.25%	1.50%	1.90%	1.90%
HIGHEST ANNIVERSARY VALUE DEATH BENEFIT (“HAV”)
Current and Maximum Charge [4] (if elected on or after May 1, 2009) (assessed against Sub-account net assets)	0.40%	1.65%	2.05%	2.05%
COMBINATION 5% ROLL-UP AND HAV DEATH BENEFIT
Current and Maximum Charge [4] (if elected on or after May 1, 2009) (assessed against Sub-account net assets)	0.80%	2.05%	2.45%	2.45%
HIGHEST DAILY VALUE DEATH BENEFIT (“HDV”)
Current and Maximum Charge [4] (assessed against Sub-account net assets)	0.50%	1.75%	2.15%	2.15%
Please refer to the section of this Prospectus that describes each optional benefit for a complete description of the benefit, including any restrictions or limitations that may apply.

How Charge is Determined

1	GRO Plus II. Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. For Optimum, the 1.85% total annual charge applies in Annuity Years 1-8 and is 1.25% thereafter. For Optimum Four, the 2.25% total annual charge applies in all Annuity Years, and for Optimum Plus, the 2.25% total annual charge applies in Annuity Years 1-10 and is 1.25% thereafter.
Highest Daily GRO II. Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. For Optimum, the 1.85% total annual charge applies in Annuity Years 1-8 and is 1.25% thereafter. For Optimum Four, the 2.25% total annual charge applies in all Annuity Years, and for Optimum Plus the 2.25% total annual charge applies in Annuity Years 1-10 and is 1.25% thereafter.
Highest Daily Lifetime 6 Plus. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. Under certain circumstances, we may not deduct the charge or may only deduct a portion of the charge (see the description of the benefit for details). For Optimum, 0.85% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For Optimum Four, 0.85% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts in all Annuity Years. For Optimum Plus, 0.85% charge is in addition to 1.65% charge of amounts invested in the Sub-accounts in Annuity Years 1-10 and 0.65% thereafter.

Highest Daily Lifetime 6 Plus with LIA. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. Under certain circumstances, we may not deduct the charge or may only deduct a portion of the charge (see the description of the benefit for details). For Optimum, 1.20%

10

is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For Optimum Four, 1.20% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts in all Annuity Years. For Optimum Plus, 1.20% charge is in addition to 1.65% charge of amounts invested in the Sub-accounts in Annuity Years 1-10 and 0.65% thereafter.
Spousal Highest Daily Lifetime 6 Plus. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. Under certain circumstances, we may not deduct the charge or may only deduct a portion of the charge (see the description of the benefit for details). For Optimum, 0.95% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For Optimum Four, 0.95% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For Optimum Plus, 0.95% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-10) and 0.65% annual charge of the amounts invested in the Sub-accounts in subsequent Annuity Years.
Guaranteed Return Option/GRO Plus: Charge for each benefit is assessed against the average daily net assets of the Sub-accounts. For OPTIMUM, 1.50% total annual charge applies in Annuity years 1-8 and is 0.90% thereafter. For OPTIMUM FOUR, 1.90% total annual charge applies in all Annuity Years, and for OPTIMUM PLUS, 1.90% total annual charge applies in Annuity Years 1-10 and is 0.90% thereafter. Each benefit is no longer available for new elections.
GRO Plus 2008: Charge for the benefit is assessed against the average daily net assets of the Sub-accounts. If you elected the benefit prior to May 1, 2009, the fees are as follows: The charge is 0.35% of Sub-account assets. For OPTIMUM, 1.60% total annual charge applies in Annuity Years 1-8 and is 1.00% thereafter. For OPTIMUM FOUR, 2.00% total annual charge applies in all Annuity Years, and for OPTIMUM PLUS, 2.00% total annual charge applies in Annuity Years 1-10 and is 1.00% thereafter. If you elect the benefit on or after May 1, 2009, the fees are as follows: For OPTIMUM, 1.85% total annual charge applies in Annuity Years 1-8 and is 1.25% thereafter. For OPTIMUM FOUR, 2.25% total annual charge applies in all Annuity Years, and for OPTIMUM PLUS, 2.25% total annual charge applies in Annuity Years 1-10 and is 1.25% thereafter. This benefit is no longer available for new elections.
Highest Daily GRO: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. If you elected the benefit prior to May 1, 2009, the fees are as follows: The current charge is .35% of Sub-account assets. For OPTIMUM, 1.60% total annual charge applies in Annuity years 1-8 and 1.00% thereafter. For OPTIMUM FOUR, 2.00% total annual charge applies in all Annuity years, and for OPTIMUM PLUS, 2.00% total annual charge applies in Annuity Years 1-10 and is 1.00% thereafter. If you elected the benefit on or after May 1, 2009, the fees are as follows: For OPTIMUM, 1.85% total annual charge applies in Annuity years 1-8 and 1.25% thereafter. For OPTIMUM FOUR, 2.25% total annual charge applies in all Annuity years, and for OPTIMUM PLUS, 2.25% total annual charge applies in Annuity Years 1-10 and is 1.25% thereafter. This benefit is no longer available for new elections.
Guaranteed Minimum Withdrawal Benefit: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. For OPTIMUM, 1.60% total annual charge applies in Annuity Years 1-8 and is 1.00% thereafter. For OPTIMUM FOUR, 2.00% total annual charge applies in all Annuity Years, and for OPTIMUM PLUS, 2.00% total annual charge applies in Annuity Years 1-10 and is 1.00% thereafter. This benefit is no longer available for new elections.
Guaranteed Minimum Income Benefit: Charge for this benefit is assessed against the GMIB Protected Income Value (“PIV”). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the Fixed Allocations. For OPTIMUM, 0.50% of PIV for GMIB is in addition to 1.25% annual charge in years 1-8 and 0.65% thereafter. For OPTIMUM FOUR, 0.50% of PIV for GMIB is in addition to 1.65% annual charge. For OPTIMUM PLUS, 0.50% of PIV for GMIB is in addition to 1.65% in years 1-10 and 0.65% thereafter. This benefit is no longer available for new elections.
Lifetime Five Income Benefit: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. For OPTIMUM, 1.85% total annual charge applies in Annuity years 1-8 and is 1.25% thereafter. For OPTIMUM FOUR, 2.25% total annual charge applies in all Annuity years, and for OPTIMUM PLUS, 2.25% total annual charge applies in Annuity Years 1-10 and is 1.25% thereafter. This benefit is no longer available for new elections.
Spousal Lifetime Five Income Benefit: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. For OPTIMUM, 2.00% total annual charge applies in Annuity years 1-8 and is 1.40% thereafter. For OPTIMUM FOUR, 2.40% total annual charge applies in all Annuity years, and for OPTIMUM PLUS, 2.40% total annual charge applies in Annuity Years 1-10 and is 1.40% thereafter. This benefit is no longer available for new elections.
Highest Daily Lifetime Five Income Benefit: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. For OPTIMUM, 1.85% total annual charge applies in Annuity years 1-8 and is 1.25% thereafter. For OPTIMUM FOUR, 2.25% total annual charge applies in all Annuity years, and for OPTIMUM PLUS, 2.25% total annual charge applies in Annuity Years 1-10 and is 1.25% thereafter. This benefit is no longer available for new elections.
Highest Daily Lifetime Seven: Charge for this benefit is assessed against the Protected Withdrawal Value (“PWV”). PWV is described in the Living Benefits section of this Prospectus. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. For OPTIMUM, 0.60% for Highest Daily Lifetime Seven is in addition to 1.25% annual charge in years 1-8 and 0.65% thereafter. For Optimum Four 0.60% for Highest Daily Lifetime Seven is in addition to 1.65% annual charge. For OPTIMUM PLUS, 0.60% for Highest Daily Lifetime Seven is in addition to 1.65% in years 1-10 and 0.65% thereafter. This benefit is no longer available for new elections.
Highest Daily Lifetime Seven with BIO. Charge for this benefit is assessed against the Protected Withdrawal Value (“PWV”). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. For OPTIMUM, 0.95% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For OPTIMUM FOUR, 0.95% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For OPTIMUM PLUS, 0.95% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts in Annuity Years 1-10 and 0.65% annual charge of the amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.
Highest Daily Lifetime Seven with LIA. Charge for this benefit is assessed against the Protected Withdrawal Value (“PWV”). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. For OPTIMUM, 0.95% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For OPTIMUM FOUR, 0.95% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For OPTIMUM PLUS, 0.95% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts in Annuity Years 1-10 and 0.65% annual charge of the amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.
Spousal Highest Daily Lifetime Seven: Charge for this benefit is assessed against the Protected Withdrawal Value (“PWV”). For OPTIMUM, 0.75% for Spousal Highest Daily Lifetime Seven is in addition to 1.25% annual charge in years 1-8 and 0.65% thereafter. For OPTIMUM FOUR, 0.75% for Spousal Highest Daily Lifetime Seven is in addition to 1.65% annual charge. For OPTIMUM PLUS, 0.75% for Spousal Highest Daily Lifetime Seven is in addition to 1.65% in years 1-10 and 0.65% thereafter. This benefit is no longer available for new elections.
Spousal Highest Daily Lifetime Seven with BIO. Charge for this benefit is assessed against the Protected Withdrawal Value (“PWV”). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. For OPTIMUM, 0.95% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For OPTIMUM FOUR, 0.95% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For OPTIMUM PLUS, 0.95% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts in Annuity Years 1-10 and 0.65% annual charge of the amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.
Highest Daily Lifetime 7 Plus. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. For OPTIMUM, 0.75% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For OPTIMUM FOUR, 0.75% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For OPTIMUM PLUS, 0.75% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-10) and .65% annual charge of the amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.

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Highest Daily Lifetime 7 Plus with BIO. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. For OPTIMUM, 1.10% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For OPTIMUM FOUR, 1.10% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For OPTIMUM PLUS, 1.10% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.
Highest Daily Lifetime 7 Plus with LIA. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. For OPTIMUM, 1.10% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For OPTIMUM FOUR, 1.10% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For OPTIMUM PLUS, 1.10% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.
Spousal Highest Daily Lifetime 7 Plus. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. For OPTIMUM, 0.90% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For OPTIMUM FOUR, 0.90% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For OPTIMUM PLUS, 0.90% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-10) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.
Spousal Highest Daily Lifetime 7 Plus with BIO. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. For OPTIMUM, 1.10% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For OPTIMUM FOUR, 1.10% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For OPTIMUM PLUS, 1.10% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.
Enhanced Beneficiary Protection Death Benefit: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. For OPTIMUM, 1.50% total annual charge applies in Annuity years 1-8 and is 0.90% thereafter. For OPTIMUM FOUR, 1.90% total annual charge applies in all Annuity years, and for OPTIMUM PLUS, 1.90% total annual charge applies in Annuity Years 1-10 and is 0.90% thereafter. This benefit is no longer available for new elections.
Highest Anniversary Value Death Benefit. Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. If you elected the benefit prior to May 1, 2009, the fees are as follows: The charge is 0.25% of Sub-account assets if you elected the benefit prior to May 1, 2009. For OPTIMUM, 1.50% total annual charge applies in Annuity Years 1-8 and is 0.90% thereafter. For OPTIMUM FOUR, 1.90% total annual charge applies in all Annuity Years, and for OPTIMUM PLUS, 1.90% total annual charge applies in Annuity Years 1-10 and is 0.90% thereafter. If you elected the benefit on or after May 1, 2009, the fees are as follows: For OPTIMUM, 1.65% total annual charge applies in Annuity Years 1-8 and is 1.05% thereafter. For OPTIMUM FOUR, 2.05% total annual charge applies in all Annuity Years, and for OPTIMUM PLUS, 2.05% total annual charge applies in Annuity Years 1-10 and is 1.05% thereafter.
Combination 5% Roll-Up and HAV Death Benefit: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. If you elected the benefit prior to May 1, 2009, the fees are as follows: The charge is 0.50% of Sub-account assets if you elected the benefit prior to May 1, 2009. For OPTIMUM, 1.75% total annual charge applies in Annuity Years 1-8 and is 1.15% thereafter. For OPTIMUM FOUR, 2.15% total annual charge applies in all Annuity Years, and for OPTIMUM PLUS, 2.15% total annual charge applies in Annuity Years 1-10 and is 1.15% thereafter. If you elected the benefit on or after May 1, 2009, the fees are as follows: For OPTIMUM, 2.05% total annual charge applies in Annuity Years 1-8 and is 1.45% thereafter. For OPTIMUM FOUR, 2.45% total annual charge applies in all Annuity Years, and OPTIMUM PLUS, 2.45% total annual charge applies in Annuity Years 1-10 and is 1.45% thereafter.
Highest Daily Value Death Benefit: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. For OPTIMUM, 1.75% total annual charge applies in Annuity years 1-8 and is 1.15% thereafter. For OPTIMUM FOUR, 2.15% total annual charge applies in all Annuity years, and for OPTIMUM PLUS, 2.15% total annual charge applies in Annuity Years 1-10 and is 1.15% thereafter. This benefit is no longer available for new elections.
2	The Total Annual Charge includes the Insurance Charge and Distribution Charge (if applicable) assessed against the average daily net assets allocated to the Sub-accounts. If you elect more than one optional benefit, the Total Annual Charge would be increased to include the charge for each optional benefit. With respect to GMIB, the 0.50% charge is assessed against the GMIB Protected Income Value. With respect to Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, Highest Daily Lifetime 7 Plus Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus and Spousal Highest Daily Lifetime 6 Plus, the charge is assessed against the Protected Withdrawal Value (greater of PWV and Account Value, for the “Plus” benefits). With respect to each of Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus and Spousal Highest Daily Lifetime 6 Plus, one-fourth of the annual charge is deducted quarterly. These optional benefits are not available under the Beneficiary Continuation Option.
3	We reserve the right to increase the charge up to the maximum charge indicated, upon any step-up or reset under the benefit, or new election of the benefit.
4	Our reference in the fee table to “current and maximum” charge does not connote that we have the authority to increase the charge for Annuities that already have been issued. Rather, the reference indicates that there is no maximum charge to which the current charge could be increased for existing Annuities. However, our State filings may have included a provision allowing us to impose an increased charge for newly-issued Annuities.

The following table provides the range (minimum and maximum) of the total annual expenses for the underlying mutual funds (“Portfolios”) as of December 31, 2013 before any contractual waivers and expense reimbursements. Each figure is stated as a percentage of the underlying Portfolio’s average daily net assets.

TOTAL ANNUAL PORTFOLIO OPERATING EXPENSES
	MINIMUM	MAXIMUM
Total Portfolio Operating Expense	0.59%	1.5%

The following are the total annual expenses for each underlying mutual fund (“Portfolio”) as of December 31, 2013, except as noted and except if the underlying portfolio’s inception date is subsequent to December 31, 2013. The “Total Annual Portfolio Operating Expenses” reflect the combination of the underlying Portfolio’s investment management fee, other expenses, any 12b-1 fees, and certain other expenses. Each figure is stated as a percentage of the underlying Portfolio’s average daily net assets. For certain of the Portfolios, a portion of the management fee has been contractually waived and/or other expenses have been contractually partially reimbursed, which is shown in the table. The following expenses are deducted by the underlying Portfolio before it provides

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Prudential Annuities with the daily net asset value. The underlying Portfolio information was provided by the underlying mutual funds and has not been independently verified by us. See the prospectuses or statements of additional information of the underlying Portfolios for further details. The current prospectus and statement of additional information for the underlying Portfolios can be obtained by calling 1-888-PRU-2888.

UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES (as a percentage of the average net assets of the underlying Portfolios)
	For the year ended December 31, 2013
UNDERLYING PORTFOLIO	Management Fees	Other Expenses	Distribution and/or Service Fees (12b-1 fees)	Dividend Expense on Short Sales	Broker Fees and Expenses on Short Sales	Acquired Portfolio Fees & Expenses	Total Annual Portfolio Operating Expenses	Contractual Fee Waiver or Expense Reimbursement	Net Annual Portfolio Operating Expenses
Advanced Series Trust
AST Academic Strategies Asset Allocation Portfolio	0.70%	0.03%	0.04%	0.07%	0.02%	0.64%	1.50%	0.00%	1.50%
AST Balanced Asset Allocation Portfolio	0.15%	0.01%	0.00%	0.00%	0.00%	0.81%	0.97%	0.00%	0.97%
AST Bond Portfolio 2015 [1]	0.63%	0.27%	0.10%	0.00%	0.00%	0.00%	1.00%	-0.01%	0.99%
AST Bond Portfolio 2016 [2]	0.63%	0.49%	0.10%	0.00%	0.00%	0.00%	1.22%	-0.23%	0.99%
AST Bond Portfolio 2017	0.63%	0.07%	0.10%	0.00%	0.00%	0.00%	0.80%	0.00%	0.80%
AST Bond Portfolio 2018	0.63%	0.05%	0.10%	0.00%	0.00%	0.00%	0.78%	0.00%	0.78%
AST Bond Portfolio 2019	0.63%	0.11%	0.10%	0.00%	0.00%	0.00%	0.84%	0.00%	0.84%
AST Bond Portfolio 2020	0.63%	0.12%	0.10%	0.00%	0.00%	0.00%	0.85%	0.00%	0.85%
AST Bond Portfolio 2021	0.63%	0.09%	0.10%	0.00%	0.00%	0.00%	0.82%	0.00%	0.82%
AST Bond Portfolio 2022	0.63%	0.08%	0.10%	0.00%	0.00%	0.00%	0.81%	0.00%	0.81%
AST Bond Portfolio 2023 [3]	0.63%	0.05%	0.10%	0.00%	0.00%	0.00%	0.78%	-0.01%	0.77%
AST Bond Portfolio 2024	0.63%	0.09%	0.10%	0.00%	0.00%	0.00%	0.82%	0.00%	0.82%
AST Bond Portfolio 2025	0.63%	0.05%	0.10%	0.00%	0.00%	0.00%	0.78%	0.00%	0.78%
AST Capital Growth Asset Allocation Portfolio	0.15%	0.01%	0.00%	0.00%	0.00%	0.84%	1.00%	0.00%	1.00%
AST Cohen & Steers Realty Portfolio	0.98%	0.03%	0.10%	0.00%	0.00%	0.00%	1.11%	0.00%	1.11%
AST Federated Aggressive Growth Portfolio	0.93%	0.05%	0.10%	0.00%	0.00%	0.00%	1.08%	0.00%	1.08%
AST Goldman Sachs Large-Cap Value Portfolio [4]	0.72%	0.02%	0.10%	0.00%	0.00%	0.00%	0.84%	-0.01%	0.83%
AST Goldman Sachs Mid-Cap Growth Portfolio [5]	0.98%	0.03%	0.10%	0.00%	0.00%	0.00%	1.11%	-0.01%	1.10%
AST Herndon Large-Cap Value Portfolio [6]	0.83%	0.03%	0.10%	0.00%	0.00%	0.00%	0.96%	-0.04%	0.92%
AST International Growth Portfolio [7]	0.97%	0.05%	0.10%	0.00%	0.00%	0.00%	1.12%	-0.01%	1.11%
AST International Value Portfolio	0.97%	0.04%	0.10%	0.00%	0.00%	0.00%	1.11%	0.00%	1.11%
AST Investment Grade Bond [8]	0.63%	0.04%	0.10%	0.00%	0.00%	0.00%	0.77%	-0.03%	0.74%
AST J.P. Morgan International Equity Portfolio	0.86%	0.07%	0.10%	0.00%	0.00%	0.00%	1.03%	0.00%	1.03%
AST Large-Cap Value Portfolio	0.72%	0.02%	0.10%	0.00%	0.00%	0.00%	0.84%	0.00%	0.84%
AST Loomis Sayles Large-Cap Growth Portfolio [9]	0.87%	0.02%	0.10%	0.00%	0.00%	0.00%	0.99%	-0.06%	0.93%
AST Lord Abbett Core Fixed Income Portfolio [10]	0.77%	0.02%	0.10%	0.00%	0.00%	0.00%	0.89%	-0.13%	0.76%
AST MFS Growth Portfolio	0.87%	0.02%	0.10%	0.00%	0.00%	0.00%	0.99%	0.00%	0.99%
AST Mid-Cap Value Portfolio	0.93%	0.03%	0.10%	0.00%	0.00%	0.00%	1.06%	0.00%	1.06%
AST Money Market Portfolio	0.47%	0.02%	0.10%	0.00%	0.00%	0.00%	0.59%	0.00%	0.59%
AST Neuberger Berman Mid-Cap Growth Portfolio [11]	0.88%	0.03%	0.10%	0.00%	0.00%	0.00%	1.01%	-0.01%	1.00%
AST Neuberger Berman/LSV Mid-Cap Value Portfolio [12]	0.88%	0.03%	0.10%	0.00%	0.00%	0.00%	1.01%	0.00%	1.01%

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UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES (as a percentage of the average net assets of the underlying Portfolios)
	For the year ended December 31, 2013
UNDERLYING PORTFOLIO	Management Fees	Other Expenses	Distribution and/or Service Fees (12b-1 fees)	Dividend Expense on Short Sales	Broker Fees and Expenses on Short Sales	Acquired Portfolio Fees & Expenses	Total Annual Portfolio Operating Expenses	Contractual Fee Waiver or Expense Reimbursement	Net Annual Portfolio Operating Expenses
AST New Discovery Asset Allocation Portfolio [13]	0.83%	0.10%	0.10%	0.00%	0.00%	0.00%	1.03%	-0.01%	1.02%
AST PIMCO Limited Maturity Bond Portfolio	0.62%	0.04%	0.10%	0.00%	0.00%	0.00%	0.76%	0.00%	0.76%
AST PIMCO Total Return Bond Portfolio	0.60%	0.02%	0.10%	0.00%	0.00%	0.00%	0.72%	0.00%	0.72%
AST Preservation Asset Allocation Portfolio	0.15%	0.01%	0.00%	0.00%	0.00%	0.76%	0.92%	0.00%	0.92%
AST Small-Cap Growth Portfolio	0.88%	0.03%	0.10%	0.00%	0.00%	0.00%	1.01%	0.00%	1.01%
AST Small-Cap Value Portfolio	0.88%	0.03%	0.10%	0.00%	0.00%	0.04%	1.05%	0.00%	1.05%
AST T. Rowe Price Equity Income Portfolio	0.72%	0.02%	0.10%	0.00%	0.00%	0.00%	0.84%	0.00%	0.84%
AST T. Rowe Price Large-Cap Growth Portfolio	0.85%	0.02%	0.10%	0.00%	0.00%	0.00%	0.97%	0.00%	0.97%
AST Templeton Global Bond Portfolio	0.79%	0.09%	0.10%	0.00%	0.00%	0.00%	0.98%	0.00%	0.98%
AST Western Asset Core Plus Bond Portfolio [14]	0.67%	0.02%	0.10%	0.00%	0.00%	0.00%	0.79%	-0.15%	0.64%

Wells Fargo Variable Trust
Wells Fargo Advantage VT International Equity – class 1 [15]	0.75%	0.20%	0.00%	0.00%	0.00%	0.01%	0.96%	-0.26%	0.70%
Wells Fargo Advantage VT Omega Growth – class 1 [16]	0.55%	0.24%	0.00%	0.00%	0.00%	0.00%	0.79%	-0.04%	0.75%

1	AST Bond Portfolio 2015: The Investment Managers have contractually agreed to waive a portion of their investment management fees and/or reimburse certain expenses for each Portfolio so that each Portfolio’s investment management fees plus other expenses (exclusive in all cases of taxes, interest, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses) do not exceed 0.99% of each Portfolio’s average daily net assets through June 30, 2015. This waiver arrangement may not be terminated or modified prior to June 30, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue this expense limitation after June 30, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
2	AST Bond Portfolio 2016: The Investment Managers have contractually agreed to waive a portion of their investment management fees and/or reimburse certain expenses for each Portfolio so that each Portfolio’s investment management fees plus other expenses (exclusive in all cases of taxes, interest, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses) do not exceed 0.99% of each Portfolio’s average daily net assets through June 30, 2015. This waiver arrangement may not be terminated or modified prior to June 30, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue this expense limitation after June 30, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
3	AST Bond Portfolio 2023: The distributor of the Portfolio has contractually agreed to waive a portion of its distribution and service (12b-1) fee. The waiver provides for a reduction in the distribution and service fee based on the average daily net assets of each Portfolio. This contractual waiver does not have an expiration or termination date, and may not be modified or discontinued.
4	AST Goldman Sachs Large-Cap Value Portfolio: The Investment Managers have contractually agreed to waive 0.013% of their investment management fee through May 1, 2015. This waiver arrangement may not be terminated or modified prior to May 1, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue this expense limitation after May 1, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
5	AST Goldman Sachs Mid-Cap Growth Portfolio: The Investment Managers have contractually agreed to waive 0.013% of their investment management fee through May 1, 2015. This contractual investment management fee waiver may not be terminated or modified prior to the expiration date, but may be discontinued or modified thereafter. The decision on whether to renew, modify, or discontinue the expense limitation after the expiration date will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
6	AST Herndon Large-Cap Value Portfolio: The Investment Managers have contractually agreed to waive 0.04% of their investment management fees through June 30, 2015. This contractual investment management fee waiver may not be terminated or modified prior to June 30, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify, or discontinue this expense limitation after June 30, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
7	AST International Growth Portfolio: The Investment Managers have contractually agreed to waive 0.01% of their investment management fees through June 30, 2015. This contractual investment management fee waiver may not be terminated or modified prior to June 30, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify, or discontinue this expense limitation after June 30, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees. In addition, the Investment Managers have contractually agreed through May 1, 2015 to waive 0.003% of their investment management fee. This contractual investment management fee waiver may not be terminated or modified prior to May 1, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify, or discontinue this fee waiver after May 1, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.

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8	AST Investment Grade Bond Portfolio: The distributor of the Portfolio has contractually agreed to waive a portion of its distribution and service (12b-1) fee. The waiver provides for a reduction in the distribution and service fee based on the average daily net assets of each Portfolio. This contractual waiver does not have an expiration or termination date, and may not be modified or discontinued.
9	AST Loomis Sayles Large-Cap Growth Portfolio: The Investment Managers have contractually agreed to waive 0.06% of their investment management fees through June 30, 2015. This contractual investment management fee waiver may not be terminated or modified prior to June 30, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify, or discontinue this expense limitation after June 30, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
10	AST Lord Abbett Core Fixed Income Portfolio: The Investment Managers have contractually agreed through June 30, 2015 to waive a portion of their investment management fee, as follows: 0.10% on the first $500 million of average daily net assets; 0.125% of the Portfolio’s average daily net assets between $500 million and $1 billion; and 0.15% of the Portfolio’s average daily net assets in excess of $1 billion. The expense limitation may not be terminated or modified prior to its expiration date, and may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue the expense limitation after its expiration date will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
11	AST Neuberger Berman Mid-Cap Growth Portfolio: The Investment Managers have contractually agreed to waive 0.005% of their investment management fee through May 1, 2015. This waiver arrangement may not be terminated or modified prior to May 1, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue this expense limitation after May 1, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
12	AST Neuberger Berman/LSV Mid-Cap Value Portfolio: The Investment Managers have contractually agreed to waive 0.003% of their investment management fee through May 1, 2015. This waiver arrangement may not be terminated or modified prior to May 1, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue this expense limitation after May 1, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
13	AST New Discovery Asset Allocation Portfolio: The Investment Managers have contractually agreed to waive 0.009% their investment management fees through June 30, 2015. In addition, the Investment Managers have contractually agreed to waive a portion of their investment management fees and/or reimburse certain expenses for the Portfolio so that the Portfolio’s investment management fees plus other expenses (exclusive in all cases of taxes, interest, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses) do not exceed 1.08% of the Portfolio’s average daily net assets through June 30, 2015. The waiver and expense limitation may not be terminated or modified prior to June 30, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue the waiver and expense limitation after June 30, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
14	AST Western Asset Core Plus Bond Portfolio: The Investment Managers have contractually agreed to waive 0.15% of their investment management fees through June 30, 2015. This contractual investment management fee waiver may not be terminated or modified prior to June 30, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify, or discontinue this expense limitation after June 30, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
15	Wells Fargo Advantage VT International Equity – class 1: The Adviser has committed through April 30, 2015 to waive fees and/or reimburse expenses to the extent necessary to cap the Fund’s Total Annual Fund Operating Expenses After Fee Waiver at 0.69% for Class 1. Brokerage commissions, stamp duty fees, interest, taxes, acquired fund fees and expenses and extraordinary expenses are excluded from the cap. After this time, the cap may be increased or the commitment to maintain the cap may be terminated only with the approval of the Board of Trustees.
16	Wells Fargo Advantage VT Omega Growth – class 1: The Adviser has committed through April 30, 2015 to waive fees and/or reimburse expenses to the extent necessary to cap the Fund’s Total Annual Fund Operating Expenses After Fee Waiver at the amounts shown above. Brokerage commissions, stamp duty fees, interest, taxes, acquired fund fees and expenses and extraordinary expenses are excluded from the cap. After this time, the cap may be increased or the commitment to maintain the cap may be terminated only with the approval of the Board of Trustees.

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EXPENSE EXAMPLES

These examples are intended to help you compare the cost of investing in one Prudential Annuity with the cost of investing in other Prudential Annuities and/or other variable annuities.

Below are examples for each Annuity showing what you would pay in expenses at the end of the stated time periods had you invested $10,000 in the Annuity and your investment has a 5% return each year.

The examples reflect the fees and charges listed below for each Annuity as described in “Summary of Contract Fees and Charges”:

■	Insurance Charge
■	Distribution Charge (if applicable)
■	Contingent Deferred Sales Charge (when and if applicable)
■	Annual Maintenance Fee
■	The maximum combination of optional benefit charges

The examples also assume the following for the period shown:

■	You allocate all of your Account Value to the Sub-account with the maximum total annual operating expenses for 2013, and those expenses remain the same each year*
■	For each charge, we deduct the maximum charge rather than the current charge
■	You make no withdrawals of your Account Value
■	You make no transfers, or other transactions for which we charge a fee
■	No tax charge applies
■

You elect Highest Daily Lifetime 6 Plus with Combination 5% Roll-up and HAV Death Benefit, which are the maximum combination of optional benefit charges. There is no other optional benefit combination that would result in higher maximum charges than those shown in the examples.

■	For the Optimum Plus example, no Purchase Credit applies**
■	For the Optimum Four example, no Loyalty Credit applies**
■	For the Optimum example, no Loyalty Credit applies**

Amounts shown in the examples are rounded to the nearest dollar.

*	Note: Not all portfolios offered as Sub-accounts may be available depending on optional benefit selection, the applicable jurisdiction and selling firm.
**	Expense examples calculations are not adjusted to reflect the Purchase Credit or Loyalty Credit. If the Purchase Credit or Loyalty Credit were reflected in the calculations, expenses would be higher.

THE EXAMPLES ARE ILLUSTRATIVE ONLY – THEY SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES OF THE UNDERLYING MUTUAL FUNDS OR THEIR PORTFOLIOS – ACTUAL EXPENSES WILL BE LESS THAN THOSE SHOWN DEPENDING UPON WHICH OPTIONAL BENEFIT YOU ELECT OTHER THAN INDICATED IN THE EXAMPLES OR IF YOU ALLOCATE ACCOUNT VALUE TO ANY OTHER AVAILABLE SUB-ACCOUNTS.

Expense Examples are provided as follows:

If you surrender your annuity at the end of the applicable time period:

	1 yr	3 yrs	5 yrs	10 yrs
OPTIMUM	$1,291	$2,298	$3,292	$5,816
OPTIMUM FOUR	$1,429	$2,458	$2,965	$6,114
OPTIMUM PLUS [2]	$1,479	$2,558	$3,565	$6,214

If you annuitize your annuity at the end of the applicable time period:1

	1 yr	3 yrs	5 yrs	10 yrs
OPTIMUM	$541	$1,648	$2,792	$5,816
OPTIMUM FOUR	$579	$1,758	$2,965	$6,114
OPTIMUM PLUS [2]	$579	$1,758	$2,965	$6,114

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If you do not surrender your annuity at the end of the applicable time period:

	1 yr	3 yrs	5 yrs	10 yrs
OPTIMUM	$541	$1,648	$2,792	$5,816
OPTIMUM FOUR	$579	$1,758	$2,965	$6,114
OPTIMUM PLUS [2]	$579	$1,758	$2,965	$6,114

1.	If you own Optimum Plus, you may not annuitize in the first Three (3) Annuity Years; if you own Optimum or Optimum Four, you may not annuitize in the first Annuity Year.
2.	Expense example calculations for Optimum Plus are not adjusted to reflect the Purchase Credit. If the Purchase Credit were reflected in the calculations, expenses would be higher.

For information relating to accumulation unit values pertaining to the Sub-accounts, please see Appendix A – Condensed Financial Information About Separate Account B.

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SUMMARY

Optimum, Optimum Four, Optimum Plus

This Summary describes key features of the variable annuities described in this Prospectus. It is intended to help give you an overview, and to point you to sections of the prospectus that provide greater detail. This Summary is intended to supplement the prospectus, so you should not rely on the Summary alone for all the information you need to know before purchase. You should read the entire Prospectus for a complete description of the variable annuities. Your Financial Professional can also help you if you have questions.

What is a variable annuity? A variable annuity is a contract between you and an insurance company. It is designed to help you save money for retirement, and provide income during your retirement. With the help of your Financial Professional, you choose how to invest your money within your annuity (subject to certain restrictions; see “Investment Options”). Any allocation that is recommended to you by your Financial Professional may be different than automatic asset transfers that may be made under the Annuity, such as under a pre-determined mathematical formula used with an optional living benefit. The value of your annuity will rise or fall depending on whether the investment options you choose perform well or perform poorly. Investing in a variable annuity involves risk and you can lose your money. By the same token, investing in a variable annuity can provide you with the opportunity to grow your money through participation in mutual fund-type investments. Your Financial Professional will help you choose the investment options that are suitable for you based on your tolerance for risk and your needs.

Variable annuities also offer a variety of optional guarantees to receive an income for life through withdrawal or provide minimum death benefits for your beneficiaries, or minimum account value guarantees. These benefits provide a degree of insurance in the event your annuity performs poorly. These optional benefits are available for an extra cost, and are subject to limitations and conditions more fully described later in this Prospectus. The guarantees are based on the long-term financial strength of the insurance company.

What does it mean that my variable annuity is “tax-deferred”? Because variable annuities are issued by an insurance company, you pay no taxes on any earnings from your annuity until you withdraw the money. You may also transfer among your investment options without paying a tax at the time of the transfer. Until you withdraw the money, tax deferral allows you to keep money invested that would otherwise go to pay taxes. When you take your money out of the variable annuity, however, you will be taxed on the earnings at ordinary income tax rates rather than lower capital gains rates. If you withdraw earnings before you reach age 59 1/2, you also may be subject to a 10% federal tax penalty.

You could purchase one of our variable annuities as a tax-qualified retirement investment such as an IRA, SEP-IRA, Roth IRA, 401(a) plan, or 403(b) plan. Although there is no additional tax advantage to a variable annuity held through one of these plans, you may desire the variable annuities’ other features such as guaranteed lifetime income payments or death benefits for use within these plans.

What variable annuities are offered in this Prospectus? This Prospectus describes the variable annuities listed below. The annuities differ primarily in the fees deducted, and whether the annuity provides credits in certain circumstances. The annuities described in this prospectus are:

■	Optimum
■	Optimum Four
■	Optimum Plus

How do I purchase one of the variable annuities? These Annuities are no longer available for new purchases. Our eligibility criteria for purchasing the Annuities are as follows:

Product	Maximum Age for Initial Purchase	Minimum Initial Purchase Payment
Optimum	80	$1,000
Optimum Four	85	$10,000
Optimum Plus	75	$10,000

The “Maximum Age for Initial Purchase” applies to the oldest owner as of the day we would issue the Annuity. If the Annuity is to be owned by an entity, the maximum age applies to the annuitant as of the day we would issue the Annuity. For annuities purchased as a Beneficiary Annuity, the maximum issue age is 70 and applies to the Key Life. The availability and level of protection of certain optional benefits may also vary based on the age of the owner or annuitant on the issue date of the annuity, the date the benefit is elected, or the date of the owner’s death. Please see the section entitled “Living Benefits” and “Death Benefit” for additional information on these benefits.

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We may allow you to purchase an Annuity with an amount lower than the “Minimum Initial Purchase Payment” if you establish an electronic funds transfer that would allow you to meet the minimum requirement within one year.

You may make additional payments of at least $100 into your Annuity at any time, subject to maximums allowed by us and as provided by law.

After you purchase your Annuity you will have usually ten days to examine it and cancel it if you change your mind for any reason (referred to as the “Free look period”). The period of time and the amount returned to you is dictated by state law, and is stated on the front cover of your contract. You must cancel your Annuity in writing.

See “What Are the Requirements for Purchasing One of the Annuities” for more detail.

Where should I invest my money? With the help of your Financial Professional, you choose where to invest your money within the Annuity. Certain optional benefits may limit your ability to invest in the investment options otherwise available to you under the Annuity. You may choose from a variety of investment options ranging from conservative to aggressive. These investment options participate in mutual fund investments that are kept in a separate account from our other general assets. Although you may recognize some of the names of the money managers, these investment options are designed for variable annuities and are not the same mutual funds available to the general public. You can decide on a mix of investment options that suit your goals. Or, you can choose one of our investment options that participates in several mutual funds according to a specified goal such as balanced asset allocation, or capital growth asset allocation. If you select certain optional benefits, we may limit the investment options that you may elect. Each of the underlying mutual funds is described by its own prospectus, which you should read before investing. There is no assurance that any investment option will meet its investment objective.

We also offer programs to help discipline your investing, such as dollar cost averaging or automatic rebalancing.

See “Investment Options,” and “Managing Your Account Value.”

How can I receive income from my Annuity? You can receive income by taking withdrawals or electing annuity payments. If you take withdrawals, you should plan them carefully, because withdrawals may be subject to tax, and may be subject to a contingent deferred sales charge (discussed below). See the “Tax Considerations” section of this Prospectus. You may withdraw up to 10% of your investment each year without being subject to a contingent deferred sales charge.

You may elect to receive income through annuity payments over your lifetime, also called “annuitization”. This option may appeal to those who worry about outliving their Account Value through withdrawals. If you elect to receive annuity payments, you convert your Account Value into a stream of future payments. This means in most cases you no longer have an Account Value and therefore cannot make withdrawals. We offer different types of annuity options to meet your needs, and you can choose the benefits and costs that make sense for you. For example, some of our annuity options allow for withdrawals, and some provide a death benefit, while others guarantee payments for life without a death benefit or the ability to make withdrawals.

See “Access to Account Value.”

Options for Guaranteed Lifetime Withdrawals. We offer optional benefits for an additional fee that guarantee your ability to take withdrawals for life as a percentage of an initial guaranteed benefit base, even after your Account Value falls to zero (unless it is due to a withdrawal of Excess Income). The Account Value has no guarantees, may fluctuate, and can lose value. These benefits may appeal to you if you wish to maintain flexibility and control over your Account Value invested (instead of converting it to an annuity stream) and want the assurance of predictable income. If you withdraw more than the allowable amount during any year, your future level of guaranteed withdrawals decreases.

As part of these benefits you are required to invest only in certain permitted investment options. Some of the benefits utilize a predetermined mathematical formula to help manage your guarantee through all market cycles. Please see the applicable optional benefits section for more information. In the Living Benefits section, we describe these guaranteed minimum withdrawal benefits, which allow you to withdraw a specified amount each year for life (i.e., Excess Income), (or joint lives, for the spousal version of the benefit). Please be aware that if you withdraw more than that amount in a given year, that may permanently reduce the guaranteed amount you can withdraw in future years. Please note that if your Account Value is reduced to zero as a result of a withdrawal of Excess Income, both the optional benefit and the Annuity will terminate. Thus, you should think carefully before taking a withdrawal of Excess Income. If you purchased your contract in New York and wish to withdraw Excess Income but are uncertain how it will impact your future guaranteed amounts, you may contact us prior to requesting the withdrawal to obtain a personalized, transaction-specific calculation showing the effect of taking the withdrawal.

These benefits contain detailed provisions, so please see the following sections of the Prospectus for complete details:

■	Highest Daily Lifetime 6 Plus
■	Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator Spousal Highest Daily Lifetime 6 Plus

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■	Highest Daily Lifetime 7 Plus
■	Spousal Highest Daily Lifetime 7 Plus
■	Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator
■	Highest Daily Lifetime 7 Plus with Beneficiary Income Option
■	Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option
■	Highest Daily Lifetime Seven
■	Spousal Highest Daily Lifetime Seven
■	Highest Daily Lifetime Seven with Lifetime Income Accelerator
■	Highest Daily Lifetime Seven with Beneficiary Income Option
■	Spousal Highest Daily Lifetime Seven with Beneficiary Income Option

The Guaranteed Lifetime Withdrawal benefit options are no longer offered for new elections.

Options for Guaranteed Accumulation. We offer optional benefits for an additional fee that guarantee your Account Value to a certain level after a period of years. As part of these benefits you are required to invest only in certain permitted investment options. Please see applicable optional benefits sections for more information.

These benefits contain detailed provisions, so please see the following sections of the Prospectus for complete details:

■	Guaranteed Return Option Plus II
■	Highest Daily Guaranteed Return Option II
■	Guaranteed Return Option Plus (GRO Plus)*
■	Guaranteed Return Option Plus 2008*
■	Highest Daily Guaranteed Return Option*

*	No longer available for new elections.

What happens to my annuity upon death? You may name a beneficiary to receive the proceeds of your annuity upon your death. Your annuity must be distributed within the time periods required by the tax laws. Each of our annuities offers a basic death benefit. The basic death benefit provides your beneficiaries with the greater of your purchase payments less all proportional withdrawals or your value in the annuity at the time of death (the amount of the basic death benefit may depend on the decedent’s age).

We also offer optional death benefits for an additional charge:

■	Highest Anniversary Value Death Benefit: Offers the greater of the basic death benefit and a highest anniversary value of the annuity.
■

Combination 5% Roll-up and Highest Anniversary Value Death Benefit: Offers the greatest of the basic death benefit, the highest anniversary value death benefit described above, and a value assuming 5% growth of your investment adjusted for withdrawals.

Each death benefit has certain age restrictions. Please see the “Death Benefit” section of the Prospectus for more information.

How do I receive credits? With Optimum Plus, we apply a credit to your Annuity each time you make a purchase payment during the first six (6) years. Because of the credits, the expenses of this Annuity may be higher than other annuities that do not offer credits.

The amount of the credit depends on the year during which the purchase payment is made:

ANNUITY YEAR	CREDIT
1	6.50%*
2	5.00%
3	4.00%
4	3.00%
5	2.00%
6	1.00%
7+	0.00%

*	For annuities issued before February 13, 2006, the Credit during Annuity Year 1 is 6.00%.

Please note that during the first 10 years, the total asset-based charges on the Optimum Plus annuity are higher than many of our other annuities. In addition, the Contingent Deferred Sales Charge (CDSC) on the Optimum Plus annuity is higher and is deducted for a longer period of time as compared to our other annuities. In general, we may take back credits applied within 12 months of death or a Medically-Related Surrender. Unless prohibited by applicable State law, we may also take back credits if you return your Annuity under the “free-look” provision.

For Optimum annuities issued on or after February 13, 2006, and Optimum Four annuities issued on or after June 20, 2005, we apply a “loyalty credit” at the end of your fifth anniversary for money invested with us during the first four years of your Annuity (less

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adjustments for any withdrawals). For Optimum, the credit is 0.50%. For Optimum Four, the credit is either 0%, 2.25% or 2.75% depending on the Issue Date of your Annuity.

Please see the section entitled “Managing Your Account Value” for more information.

What are the Annuity’s Fees and Charges? Contingent Deferred Sales Charge: If you withdraw all or part of your annuity before the end of a period of years, we may deduct a contingent deferred sales charge, or “CDSC”. The CDSC is calculated as a percentage of your purchase payment being withdrawn, and depends on how long your purchase payment has been invested. The CDSC is different depending on which annuity you purchase:

	Yr. 1	Yr. 2	Yr. 3	Yr. 4	Yr. 5	Yr. 6	Yr. 7	Yr. 8	Yr. 9	Yr. 10	Yr. 11+
Optimum	7.5%	7.0%	6.5%	6.0%	5.0%	4.0%	3.0%	2.0%	0.0%	—	—
Optimum Four	8.5%	8.0%	7.0%	6.0%	0.0%	—	—	—	—	—	—
Optimum Plus*	9.0%	9.0%	8.0%	7.0%	6.0%	5.0%	4.0%	3.0%	2.0%	1.0%	0.0%

*	For annuities issued before November 20, 2006, the schedule is as follows:
Year 1: 9.0%; Year 2: 9.0%; Year 3: 8.5%; Year 4: 8.0%; Year 5: 7.0%; Year 6: 6.0%; Year 7: 5.0%; Year 8: 4.0%; Year 9: 3.0%; Year 10: 2.0%; Year 11+: 0.0%.

Each year you may withdraw up to 10% of your purchase payments without the imposition of a CDSC. This free withdrawal feature does not apply when fully surrendering your Annuity. We may also waive the CDSC under certain circumstances, such as for medically-related circumstances or taking required minimum distributions under a qualified contracts.

Transfer Fee: You may make 20 transfers between investment options each year free of charge. After the 20th transfer, we will charge $10.00 for each transfer. We do not consider transfers made as part of any Dollar Cost Averaging, Automatic Rebalancing or asset allocation program when we count the 20 free transfers. All transfers made on the same day will be treated as one (1) transfer. Any transfers made as a result of the predetermined mathematical formula will not count towards the total transfers allowed.

Annual Maintenance Fee: Until you start annuity payments, we deduct an Annual Maintenance Fee. The Annual Maintenance Fee is $35.00 or 2% of your Account Value invested in the Sub-accounts, whichever is less. Except for Optimum Plus, the Annual Maintenance Fee is only deducted if your Account Value is less than $100,000.

Tax Charge: We may deduct a charge to reimburse us for taxes we may pay on premiums received in certain jurisdictions. The tax charge currently ranges up to 3 1/2% of your purchase payments and is designed to approximate the taxes that we are required to pay.

Insurance Charge: We deduct an Insurance Charge. It is an annual charge assessed on a daily basis. It is the combination of the Mortality & Expense Risk Charge and the Administration Charge. The charge is assessed against the daily assets allocated to the Sub-accounts and depends on which annuity you purchase:

FEE/CHARGE	Optimum	Optimum Four	Optimum Plus
Mortality & Expense Risk Charge	0.50%	1.50%	0.50%
Administration Charge	0.15%	0.15%	0.15%
Total Insurance Charge	0.65%	1.65%	0.65%

Distribution Charge: For Optimum and Optimum Plus, we deduct a Distribution Charge daily. It is an annual charge assessed on a daily basis. The charge is assessed for a certain number of years against the average assets allocated to the Sub-accounts and is equal to the following:

FEE/CHARGE	Optimum	Optimum Four	Optimum Plus
Distribution Charge	0.60% in Annuity Years 1-8	N/A	1.00% in Annuity Years 1-10

Charges for Optional Benefits: Generally, if you elect to purchase certain optional benefits, we will deduct an additional charge. For some optional benefits, the charge is deducted from your Account Value allocated to the Sub-accounts. This charge is included in the daily calculation of the Unit Price for each Sub-account. For certain optional benefits, such as Highest Daily Lifetime Seven, the charge is assessed against the Protected Withdrawal Value and taken out of the Sub-accounts and DCA Fixed Rate Options periodically. Please refer to the section entitled “Summary of Contract Fees and Charges” for the list of charges for each optional benefit.

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Settlement Service Charge: If your beneficiary takes the death benefit under a Beneficiary Continuation Option, we deduct a Settlement Service Charge, although the Insurance Charge no longer applies. The charge is assessed daily against the average assets allocated to the Sub-accounts and is equal to an annual charge of 1.00% for non-qualified Annuities and 1.40% for qualified Annuities.

Fees and expenses incurred by the Portfolios: Each Portfolio incurs total annual operating expenses comprised of an investment management fee, other expenses and any distribution and service (12b-1) fees that may apply. More detailed information about fees and expenses can be found in the prospectuses for the Portfolios. Please see the “Fees and Charges” section of the Prospectus for more information.

Costs to Sell and Administer Our Variable Annuity

Your Financial Professional may receive a commission for selling one of our variable annuities to you. We may pay fees to your Financial Professional’s broker dealer firm to cover costs of marketing or administration. These commissions and fees may incent your Financial Professional to sell our variable annuity instead of one offered by another company. We also receive fees from the mutual fund companies that offer the investment options for administrative costs and marketing. These fees may influence our decision to offer one family of funds over another. If you have any questions you may speak with your Financial Professional or us. See “General Information”.

Other Information

Please see the section entitled “General Information” for more information about our annuities, including legal information about our company, separate account, and underlying funds.

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INVESTMENT OPTIONS

WHAT ARE THE INVESTMENT OBJECTIVES AND POLICIES OF THE PORTFOLIOS?

Each variable investment option is a Sub-account of Prudential Annuities Life Assurance Corporation Variable Account B (see “What are Separate Accounts” for more detailed information). Each Sub-account invests exclusively in one Portfolio. You should carefully read the prospectus for any Portfolio in which you are interested. The Investment Objectives/Policies chart below classifies each of the Portfolios based on our assessment of their investment style (as of the date of this Prospectus). The chart also provides a description of each Portfolio’s investment objective (in italics) and a short, summary description of their key policies to assist you in determining which Portfolios may be of interest to you. There is no guarantee that any underlying Portfolio will meet its investment objective. Not all portfolios offered as Sub-accounts may be available depending on optional benefit selection, the applicable jurisdiction and selling firm. The Portfolios that you select are your choice – we do not provide investment advice, and we do not recommend or endorse any particular Portfolio. You bear the investment risk for amounts allocated to the Portfolios. Please see the “General Information” section of this Prospectus, under the heading concerning service fees for a discussion of fees that we may receive from underlying mutual funds and/or their families.

When you purchase one of the Annuities, you will be required to participate in LPL’s asset allocation program which does not utilize all of the investment options available under the Annuities. Unless you have elected an optional benefit that requires you to stay in the asset allocation program, you will be permitted to transfer Account Value out of the asset allocation program subsequent to the Issue Date. Currently, the following optional benefits require that you maintain your Account Value in one or more of the asset allocation programs: Lifetime Five, Spousal Lifetime Five, Highest Daily Lifetime Five, Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, the Highest Daily Lifetime 7 and Highest Daily Lifetime 6 Plus benefits, GRO Plus 2008, Highest Daily GRO, GRO Plus II, Highest Daily GRO II, and the Highest Daily Value death benefit. The asset allocation program is offered by LPL. We have not designed the models or the program, and we are not responsible for them. Our role is limited to administering the model you select. For additional information, see Appendix C – “Additional Information on Asset Allocation Programs.” If your Annuity is no longer held through LPL, we will not require you to continue to participate in LPL’s asset allocation program. In that event, you will be permitted to allocate your Account Value to any permitted Portfolio (unless you are obligated to invest in specified Portfolios to participate in an optional benefit).

The optional benefits listed above employ predetermined formulas, under which money is transferred between your chosen variable Sub-accounts and a bond portfolio (the “AST Investment Grade Bond Sub-account”).

Whether or not you elected an optional benefit subject to the predetermined mathematical formula, you should be aware that the operation of the formula may result in large-scale asset flows into and out of the Sub-accounts. These asset flows could adversely impact the portfolios, including their risk profile, expenses and performance. These asset flows impact not only the Permitted Sub-accounts used with the benefits but also the other Sub-accounts, because the portfolios may be used as investments in certain Permitted Sub-accounts that are structured as funds-of-funds. Because transfers between the Sub-accounts and the AST Investment Grade Bond Sub-account can be frequent and the amount transferred can vary from day to day, any of the portfolios could experience the following effects, among others:

(a)	a portfolio’s investment performance could be adversely affected by requiring a subadvisor to purchase and sell securities at inopportune times or by otherwise limiting the subadvisor’s ability to fully implement the portfolio’s investment strategy;
(b)	the subadvisor may be required to hold a larger portion of assets in highly liquid securities than it otherwise would hold, which could adversely affect performance if the highly liquid securities underperform other securities (e.g., equities) that otherwise would have been held;
(c)	a portfolio may experience higher turnover than it would have experienced without the formula, which could result in higher operating expense ratios and higher transaction costs for the portfolio compared to other similar funds.

The asset flows caused by the formula may affect Owners in differing ways. In particular, because the formula is calculated on an individual basis for each contract, on any particular day, some Owners’ Account Value may be transferred to the AST Investment Grade Bond Sub-account and others Owners’ Account Value may not be transferred. To the extent that there is a large transfer of Account Value on a given trading day to the AST Investment Grade Bond Sub-account, and your Account Value is not so transferred, it is possible that the investment performance of the Sub-accounts in which your Account Value remains invested will be negatively affected.

The efficient operation of the asset flows caused by the formula depends on active and liquid markets. If market liquidity is strained, the asset flows may not operate as intended. For example, it is possible that illiquid markets or other market stress could cause delays in the transfer of cash from one portfolio to another portfolio, which in turn could adversely impact performance.

Please consult the prospectus for the applicable portfolio for additional information about these effects.

The name of the advisor/sub-advisor for each Portfolio appears next to the description. Those Portfolios whose name includes the prefix “AST” are Portfolios of Advanced Series Trust. The investment managers for AST are AST Investment Services, Inc., a

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Prudential Financial Company, and Prudential Investments LLC, both of which are affiliated companies of Prudential Annuities. However, a sub-advisor, as noted below, is engaged to conduct day-to-day management.

The Portfolios are not publicly traded mutual funds. They are only available as investment options in variable annuity contracts and variable life insurance policies issued by insurance companies, or in some cases, to participants in certain qualified retirement plans. However, some of the Portfolios available as Sub-accounts under the Annuities are managed by the same portfolio advisor or sub-advisor as a retail mutual fund of the same or similar name that the Portfolio may have been modeled after at its inception. Certain retail mutual funds may also have been modeled after a Portfolio. While the investment objective and policies of the retail mutual funds and the Portfolios may be substantially similar, the actual investments will differ to varying degrees. Differences in the performance of the funds can be expected, and in some cases could be substantial. You should not compare the performance of a publicly traded mutual fund with the performance of any similarly named Portfolio offered as a Sub-account. Details about the investment objectives, policies, risks, costs and management of the Portfolios are found in the prospectuses for the underlying mutual funds.

The following table contains limited information about the Portfolios. Before selecting an Investment Option, you should carefully review the summary prospectuses and/or prospectuses for the Portfolios, which contain details about the investment objectives, policies, risks, costs and management of the Portfolios. You can obtain the summary prospectuses, the prospectuses and statement of additional information for the Portfolios by calling 1-888-PRU-2888.

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ADVANCED SERIES TRUST (“AST”) PORTFOLIO NAME	STYLE/ TYPE	INVESTMENT OBJECTIVES/POLICIES	PORTFOLIO ADVISOR/ SUBADVISOR(S)
AST Academic Strategies Asset Allocation Portfolio	ASSET ALLOCATION	Seeks long-term capital appreciation.

■     AlphaSimplex Group, LLC

■     AQR Capital Management, LLC and CNH Partners, LLC

■     CoreCommodity Management, LLC

■     First Quadrant, L.P.

■     Jennison Associates LLC

■     J.P. Morgan Investment Management, Inc.

■     Pacific Investment Management Company LLC (PIMCO)

■     Prudential Investments LLC

■     Quantitative Management Associates LLC

■     Western Asset Management Company/Western Asset Management Company Limited

AST Balanced Asset Allocation Portfolio	ASSET ALLOCATION	Seeks to obtain the highest potential total return consistent with its specified level of risk tolerance.	■ Prudential Investments LLC ■ Quantitative Management Associates LLC
AST Bond Portfolio 2015	FIXED INCOME	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs.	■ Prudential Investment Management, Inc.
AST Bond Portfolio 2016	FIXED INCOME	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs.	■ Prudential Investment Management, Inc.
AST Bond Portfolio 2017	FIXED INCOME	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs.	■ Prudential Investment Management, Inc.
AST Bond Portfolio 2018	FIXED INCOME	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs.	■ Prudential Investment Management, Inc.
AST Bond Portfolio 2019	FIXED INCOME	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs.	■ Prudential Investment Management, Inc.
AST Bond Portfolio 2020	FIXED INCOME	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs.	■ Prudential Investment Management, Inc.
AST Bond Portfolio 2021	FIXED INCOME	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs.	■ Prudential Investment Management, Inc.
AST Bond Portfolio 2022	FIXED INCOME	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs.	■ Prudential Investment Management, Inc.

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ADVANCED SERIES TRUST (“AST”) PORTFOLIO NAME	STYLE/ TYPE	INVESTMENT OBJECTIVES/POLICIES	PORTFOLIO ADVISOR/ SUBADVISOR(S)
AST Bond Portfolio 2023	FIXED INCOME	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs.	■ Prudential Investment Management, Inc.
AST Bond Portfolio 2024	FIXED INCOME	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs.	■ Prudential Investment Management, Inc.
AST Bond Portfolio 2025	FIXED INCOME	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs.	■ Prudential Investment Management, Inc.
AST Capital Growth Asset Allocation Portfolio	ASSET ALLOCATION	Seeks to obtain a total return consistent with its specified level of risk tolerance.	■ Prudential Investments LLC ■ Quantitative Management Associates LLC
AST Cohen & Steers Realty Portfolio	SPECIALTY	Seeks to maximize total return through investment in real estate securities.	■ Cohen & Steers Capital Management, Inc.
AST Federated Aggressive Growth Portfolio	SMALL-CAP GROWTH	Seeks capital growth.	■ Federated Equity Management Company of Pennsylvania/ Federated Global Investment Management Corp.
AST Goldman Sachs Large-Cap Value Portfolio	LARGE-CAP VALUE	Seeks long-term growth of capital.	■ Goldman Sachs Asset Management, L.P.
AST Goldman Sachs Mid-Cap Growth Portfolio	MID-CAP GROWTH	Seeks long-term growth of capital.	■ Goldman Sachs Asset Management, L.P.
AST Herndon Large-Cap Value Portfolio (formerly AST BlackRock Value Portfolio):	LARGE-CAP VALUE	Seeks maximum growth of capital by investing primarily in the value stocks of larger companies.	■ Herndon Capital Management, LLC
AST International Growth Portfolio	INTERNATIONAL EQUITY	Seeks long-term capital growth.	■ Jennison Associates LLC ■ Neuberger Berman Management LLC ■ William Blair & Company, LLC
AST International Value Portfolio	INTERNATIONAL EQUITY	Seeks capital growth.	■ LSV Asset Management ■ Thornburg Investment Management, Inc.
AST Investment Grade Bond Portfolio	FIXED INCOME	Seeks to maximize total return, consistent with the preservation of capital and liquidity needs.	■ Prudential Investment Management, Inc.
AST J.P. Morgan International Equity Portfolio	INTERNATIONAL EQUITY	Seeks capital growth.	■ J.P. Morgan Investment Management, Inc.
AST Large-Cap Value Portfolio	LARGE-CAP VALUE	Seeks current income and long-term growth of income, as well as capital appreciation.	■ Hotchkis and Wiley Capital Management, LLC
AST Loomis Sayles Large-Cap Growth Portfolio	LARGE-CAP GROWTH	Seeks capital growth. Income realization is not an investment objective and any income realized on the Portfolio’s investments, therefore, will be incidental to the Portfolio’s objective.	■ Loomis, Sayles & Company, L.P.

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ADVANCED SERIES TRUST (“AST”) PORTFOLIO NAME	STYLE/ TYPE	INVESTMENT OBJECTIVES/POLICIES	PORTFOLIO ADVISOR/ SUBADVISOR(S)
AST Lord Abbett Core Fixed Income Portfolio	FIXED INCOME	Seeks income and capital appreciation to produce a high total return.	■ Lord, Abbett & Co. LLC
AST MFS Growth Portfolio	LARGE-CAP GROWTH	Seeks long-term capital growth and future, rather than current income.	■ Massachusetts Financial Services Company
AST Mid-Cap Value Portfolio	MID-CAP VALUE	Seeks to provide capital growth by investing primarily in mid-capitalization stocks that appear to be undervalued.	■ EARNEST Partners, LLC ■ WEDGE Capital Management L.L.P.
AST Money Market Portfolio	FIXED INCOME	Seeks high current income and maintain high levels of liquidity.	■ Prudential Investment Management, Inc.
AST Neuberger Berman Mid-Cap Growth Portfolio	MID-CAP GROWTH	Seeks capital growth.	■ Neuberger Berman Management LLC
AST Neuberger Berman/LSV Mid-Cap Value Portfolio	MID-CAP VALUE	Seeks capital growth.	■ LSV Asset Management ■ Neuberger Berman Management LLC
AST New Discovery Asset Allocation Portfolio	ASSET ALLOCATION	Seeks total return.

■     Bradford & Marzec LLC

■     Brown Advisory, LLC

■     C.S. McKee, LP

■     EARNEST Partners, LLC

■     Epoch Investment Partners, Inc.

■     Parametric Portfolio Associates LLC Security Investors, LLC

■     Thompson, Siegel & Walmsley LLC

AST PIMCO Limited Maturity Bond Portfolio	FIXED INCOME	Seeks to maximize total return consistent with preservation of capital and prudent investment management.	■ Pacific Investment Management Company LLC (PIMCO)
AST PIMCO Total Return Bond Portfolio	FIXED INCOME	Seeks to maximize total return consistent with preservation of capital and prudent investment management.	■ Pacific Investment Management Company LLC (PIMCO)
AST Preservation Asset Allocation Portfolio	ASSET ALLOCATION	Seeks to obtain a total return consistent with its specified level of risk tolerance.	■ Prudential Investments LLC ■ Quantitative Management Associates LLC
AST Small-Cap Growth Portfolio	SMALL-CAP GROWTH	Seeks long-term capital growth.	■ Eagle Asset Management, Inc. ■ Emerald Mutual Fund Advisers Trust
AST Small-Cap Value Portfolio	SMALL-CAP VALUE	Seeks to provide long-term capital growth by investing primarily in small-capitalization stocks that appear to be undervalued.	■ ClearBridge Investments, LLC ■ J.P. Morgan Investment Management, Inc. ■ Lee Munder Capital Group, LLC
AST T. Rowe Price Equity Income Portfolio	LARGE-CAP VALUE	Seeks substantial dividend income as well as long-term growth of capital through investments in the common stocks of established companies.	■ T. Rowe Price Associates, Inc.

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ADVANCED SERIES TRUST (“AST”) PORTFOLIO NAME	STYLE/ TYPE	INVESTMENT OBJECTIVES/POLICIES	PORTFOLIO ADVISOR/ SUBADVISOR(S)
AST T. Rowe Price Large-Cap Growth Portfolio	LARGE-CAP GROWTH

Seeks long-term growth of capital by investing predominantly in the equity securities of a limited number of large, carefully selected, high-quality U.S. companies that are judged likely to achieve superior earnings growth.

■ T. Rowe Price Associates, Inc.
AST Templeton Global Bond Portfolio (formerly the AST T. Rowe Price Global Bond Portfolio)	FIXED INCOME	Seeks to provide current income with capital appreciation and growth of income.	■ Franklin Advisers, Inc.
AST Western Asset Core Plus Bond Portfolio	FIXED INCOME	Seeks to maximize total return, consistent with prudent investment management and liquidity needs, by investing to obtain the average duration specified for the Portfolio.	■ Western Asset Management Company/ Western Asset Management Company Limited
VARIABLE INSURANCE TRUST (“VIT”) PORTFOLIO NAME	STYLE/ TYPE	INVESTMENT OBJECTIVES/POLICIES	PORTFOLIO ADVISOR/ SUBADVISOR(S)
WELLS FARGO VARIABLE TRUST
Wells Fargo Advantage VT International Equity Fund – Class 1	INTERNATIONAL EQUITY	Seeks long-term capital appreciation.	■ Wells Fargo Funds Management, LLC, advisor; Wells Capital Management Inc., subadvisor
Wells Fargo Advantage VT Omega Growth Fund – Class 1	LARGE-CAP GROWTH	Seeks long-term capital appreciation.	■ Wells Fargo Funds Management, LLC, advisor; Wells Capital Management Inc., subadvisor

Security Capital Research & Management Incorporated is a wholly owned subsidiary of J.P. Morgan Investment Management Inc.

WHAT ARE THE FIXED ALLOCATIONS?

The Fixed Allocations consist of the MVA Fixed Allocations, the Fixed Allocations and DCA Fixed Allocations used with our dollar-cost averaging program, and (with respect to Highest Daily Lifetime Five only), the Benefit Fixed Rate Account. We describe the Benefit Fixed Rate Account in the section of the Prospectus concerning Highest Daily Lifetime Five. We describe the DCA Fixed Allocations in the section entitled “Do You Offer Dollar Cost Averaging?”

We offer MVA Fixed Allocations of different durations during the accumulation period. These “MVA Fixed Allocations” earn a guaranteed fixed rate of interest for a specified period of time, called the “Guarantee Period.” In most states, we offer MVA Fixed Allocations with Guarantee Periods from 1 to 10 years. We may also offer special purpose MVA Fixed Allocations for use with certain optional investment programs. We guarantee the fixed rate for the entire Guarantee Period. However, for certain MVA Fixed Allocations, if you withdraw or transfer Account Value before the end of the Guarantee Period, we will adjust the value of your withdrawal or transfer based on a formula, called a “Market Value Adjustment.” The Market Value Adjustment can either be positive or negative, depending on the movement of applicable interest rates. Please refer to the section entitled “How does the Market Value Adjustment Work?” for a description of the formula along with examples of how it is calculated. You may allocate Account Value to more than one MVA Fixed Allocation at a time.

Fixed Allocations are not available in Maryland, Nevada, North Dakota, Vermont and Washington. Availability of Fixed Allocations is subject to change and may differ by state and by the annuity product you purchase. Please call Prudential Annuities at 1-888-PRU-2888 to determine availability of Fixed Allocations in your state and for your annuity product. You may not allocate Account Value to MVA Fixed Allocations if you have elected the following Optional Benefits: Lifetime Five Income Benefit, Spousal Lifetime Five Income Benefit, Highest Daily Lifetime Five Income Benefit, Highest Daily Lifetime Seven Income Benefit, Spousal Highest Daily Lifetime Seven Income Benefit, Highest Daily Value Death Benefit, Highest Daily Lifetime Seven with Beneficiary Income Option, Spousal Highest Daily Lifetime Seven with Beneficiary Income Option, Highest Daily Lifetime Seven with Lifetime Income Accelerator, GRO, GRO Plus, GRO Plus 2008, Highest Daily GRO, Highest Daily GRO II, GRO Plus II, Highest Daily Lifetime 7 Plus Income Benefit, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 7 Plus with Beneficiary Income Option, Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option, Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator,

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Highest Daily Lifetime 6 Plus, Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator and Spousal Highest Daily Lifetime 6 Plus. The interest rate that we credit to the MVA Fixed Allocations may be reduced by an amount that corresponds to the asset-based charges assessed against the Sub-accounts.

No specific fees or expenses are deducted when determining the rate we credit to an MVA Fixed Allocation. However, for some of the same reasons that we deduct the Insurance Charge against Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to MVA Fixed Allocations, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would. Any CDSC or Tax Charge applies to amounts that are taken from the Sub-accounts or the MVA Fixed Allocations.

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FEES AND CHARGES

The charges under each Annuity are designed to cover, in the aggregate, our direct and indirect costs of selling, administering and providing benefits under each Annuity. They are also designed, in the aggregate, to compensate us for the risks of loss we assume. If, as we expect, the charges that we collect from the Annuities exceed our total costs in connection with the Annuities, we will earn a profit. Otherwise we will incur a loss. For example, Prudential Annuities may make a profit on the Insurance Charge if, over time, the actual costs of providing the guaranteed insurance obligations under an Annuity are less than the amount we deduct for the Insurance Charge. To the extent we make a profit on the Insurance Charge, such profit may be used for any other corporate purpose, including payment of other expenses that Prudential Annuities incurs in promoting, distributing, issuing and administering an Annuity and to offset a portion of the costs associated with offering any Credits which are funded through Prudential Annuities’ general account.

The rates of certain of our charges have been set with reference to estimates of the amount of specific types of expenses or risks that we will incur. In most cases, this prospectus identifies such expenses or risks in the name of the charge; however, the fact that any charge bears the name of, or is designed primarily to defray a particular expense or risk does not mean that the amount we collect from that charge will never be more than the amount of such expense or risk, nor does it mean that we may not also be compensated for such expense or risk out of any other charges we are permitted to deduct by the terms of the Annuity. A portion of the proceeds that Prudential Annuities receives from charges that apply to the Sub-accounts may include amounts based on market appreciation of the Sub-account values including appreciation on amounts that represent any Credits.

WHAT ARE THE CONTRACT FEES AND CHARGES?

Contingent Deferred Sales Charge: We do not deduct a sales charge from purchase payments you make to your Annuity. However, we may deduct a CDSC if you surrender your Annuity or when you make a partial withdrawal. The CDSC reimburses us for expenses related to sales and distribution of the Annuity, including commissions, marketing materials and other promotional expenses. The CDSC is calculated as a percentage of your Purchase Payment being surrendered or withdrawn during the applicable Annuity Year. For purposes of calculating the CDSC, we consider the year following the Issue Date of your Annuity as Year 1. The amount of the CDSC decreases over time, measured from the Issue Date of the Annuity. The CDSC percentages for each Annuity are shown under “Summary of Contract Fees and Charges”. If you purchase Optimum Plus and make a withdrawal that is subject to a CDSC, we may use part of that CDSC to recoup our costs of providing the Credit. However, we do not impose any CDSC on your withdrawal of a Credit amount.

With respect to a partial withdrawal, we calculate the CDSC by assuming that any available free withdrawal amount is taken out first (see How Much Can I Withdraw as a Free Withdrawal?). If the free withdrawal amount is not sufficient, we then assume that withdrawals are taken from purchase payments that have not been previously withdrawn, on a first-in, first-out basis, and subsequently from any other Account Value in the Annuity.

For purposes of calculating any applicable CDSC on a surrender, the purchase payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior partial withdrawals or if your Account Value has declined in value due to negative market performance. In that scenario, we would determine the CDSC amount as the applicable percentage of the purchase payments being withdrawn, rather than as a percentage of the remaining Account Value or withdrawal request. Thus, the CDSC would be greater than if it were calculated as a percentage of remaining Account Value or withdrawal amount.

We may waive any applicable CDSC under certain circumstances including, certain medically-related circumstances or when taking a Minimum Distribution from an Annuity purchased as a “qualified” investment. Free Withdrawals, Medically-Related Surrenders and Minimum Distributions are each explained more fully in the section entitled “Access to Your Account Value”.

Transfer Fee: Currently, you may make 20 free transfers between investment options each Annuity Year. We currently charge $10.00 for each transfer after the 20th in each Annuity Year. The fee will never be more than $15.00 for each transfer. We do not consider transfers made as part of a Dollar Cost Averaging, Automatic Rebalancing or asset allocation program when we count the 20 free transfers. All transfers made on the same day will be treated as one (1) transfer. Renewals or transfers of Account Value from a Fixed Allocation at the end of its Guarantee Period are not subject to the Transfer Fee and are not counted toward the 20 free transfers. Similarly, transfers made pursuant to a formula used with an optional benefit are not subject to the Transfer fee and are not counted toward the 20 free transfers. We may reduce the number of free transfers allowable each Annuity Year (subject to a minimum of eight) without charging a Transfer Fee unless you make use of electronic means to transmit your transfer requests. We may eliminate the Transfer Fee for transfer requests transmitted electronically or through other means that reduce our processing costs. If you are enrolled in any program that does not permit transfer requests to be transmitted electronically, the Transfer Fee will not be waived.

Annual Maintenance Fee: During the accumulation period we deduct an Annual Maintenance Fee. The Annual Maintenance Fee is $35.00 or 2% of your Account Value (including any amounts in Fixed Allocations), invested in the Sub-accounts, whichever is less. This fee will be deducted annually on the anniversary of the Issue Date of your Annuity or, if you surrender your Annuity during the

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Annuity Year, the fee is deducted at the time of surrender. The fee is taken out only from the Sub-accounts. With respect to Optimum and Optimum Four, currently, the Annual Maintenance Fee is only deducted if your Account Value is less than $100,000 on the anniversary of the Issue Date or at the time of surrender. With respect to Optimum Plus, we deduct the Annual Maintenance Fee regardless of Account Value. We do not impose the Annual Maintenance Fee upon annuitization, the payment of a Death Benefit, or a Medically-Related Surrender. We may increase the Annual Maintenance Fee. However, any increase will only apply to Annuities issued after the date of the increase. For beneficiaries that elect the Beneficiary Continuation Option, the Annual Maintenance Fee is the lesser of $30 or 2% of Account Value. For a non-qualified Beneficiary Continuation Option, the fee is only applicable if the Account Value is less than $25,000 at the time the fee is assessed.

Tax Charge: Several states and some municipalities charge premium taxes or similar taxes on annuities that we are required to pay. The amount of tax will vary from jurisdiction to jurisdiction and is subject to change. We pay the tax either when purchase payments are received, upon surrender or when the Account Value is applied under an annuity option. The tax charge is designed to approximate the taxes that we are required to pay and is assessed as a percentage of purchase payments, surrender value, or Account Value as applicable. The tax charge currently ranges up to 3 1/2%. We reserve the right to deduct the charge either at the time the tax is imposed, upon a full surrender of the Annuity, or upon annuitization. We may assess a charge against the Sub-accounts and the Fixed Allocations equal to any taxes which may be imposed upon the separate accounts.

We will pay company income taxes on the taxable corporate earnings created by this separate account product. While we may consider company income taxes when pricing our products, we do not currently include such income taxes in the tax charges you pay under the Annuity. We will periodically review the issue of charging for these taxes and may impose a charge in the future.

In calculating our corporate income tax liability, we derive certain corporate income tax benefits associated with the investment of company assets, including separate account assets, which are treated as company assets under applicable income tax law. These benefits reduce our overall corporate income tax liability. Under current law, such benefits may include foreign tax credits and corporate dividends received deductions. We do not pass these tax benefits through to holders of the separate account annuity contracts because (i) the contract owners are not the owners of the assets generating these benefits under applicable income tax law and (ii) we do not currently include company income taxes in the tax charges you pay under the contract.

Insurance Charge: We deduct an Insurance Charge daily. The charge is assessed against the daily assets allocated to the Sub-accounts and is equal to the amount indicated under “Summary of Contract Fees and Charges”. The Insurance Charge is the combination of the Mortality & Expense Risk Charge and the Administration Charge. The Insurance Charge is intended to compensate Prudential Annuities for providing the insurance benefits under each Annuity, including each Annuity’s basic Death Benefit that may provide guaranteed benefits to your beneficiaries even if the market declines and the risk that persons we guarantee annuity payments to will live longer than our assumptions. The charge also compensates us for administrative costs associated with providing the Annuity benefits, including preparation of the contract and prospectus, confirmation statements, annual account statements and annual reports, legal and accounting fees as well as various related expenses. Finally, the charge compensates us for the risk that our assumptions about the mortality risks and expenses under each Annuity are incorrect and that we have agreed not to increase these charges over time despite our actual costs. We may increase the portion of the total Insurance Charge that is deducted for administrative costs; however, any increase will only apply to Annuities issued after the date of the increase.

The Insurance Charge is not deducted against assets allocated to a Fixed Allocation. However, for some of the same reasons that we deduct the Insurance Charge against Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Allocations, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would.

Distribution Charge: For Optimum and Optimum Plus, we deduct a Distribution Charge daily. The charge is assessed against the average assets allocated to the Sub-accounts and is equal to the amount indicated under “Summary of Contract Fees and Charges” on an annual basis. The Distribution Charge is intended to compensate us for a portion of our acquisition expenses under the Annuity, including promotion and distribution of the Annuity and, with respect to Optimum Plus, the costs associated with offering Credits which are funded through Prudential Annuities’ general account. The Distribution Charge is deducted against your Annuity’s Account Value and any increases or decreases in your Account Value based on market fluctuations of the Sub-accounts will affect the charge.

Charges for Optional Benefits: If you elect to purchase certain optional benefits, we will deduct an additional charge. For some optional benefits, the charge is deducted from your Account Value allocated to the Sub-accounts. This charge is included in the daily calculation of the Unit Price for each Sub-account. For certain other optional benefits, such as Highest Daily Lifetime 6 Plus, the charge is assessed against the greater of Account Value and Protected Withdrawal Value and taken out of the Sub-accounts periodically. Please refer to the sections entitled “Summary of Contract Fees and Charges” for the list of charges for each optional benefit.

Settlement Service Charge: If your beneficiary takes the death benefit under a Beneficiary Continuation Option, we deduct a Settlement Service Charge, although the Insurance Charge no longer applies. The charge is assessed daily against the assets allocated to the Sub-accounts and is equal to an annual charge of 1.00% for non-qualified Annuities and 1.40% for qualified Annuities.

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Fees and expenses incurred by the Portfolios: Each Portfolio incurs total annual operating expenses comprised of an investment management fee, other expenses and any distribution and service (12b-1) fees that may apply. These fees and expenses are reflected daily by each Portfolio before it provides Prudential Annuities with the net asset value as of the close of business each Valuation Day. More detailed information about fees and expenses can be found in the prospectuses for the Portfolios.

WHAT CHARGES APPLY TO THE FIXED ALLOCATIONS?

No specific fees or expenses are deducted when determining the rate we credit to a Fixed Allocation. However, for some of the same reasons that we deduct the Insurance Charge against Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Allocations, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would. Any CDSC or Tax Charge applies to amounts that are taken from the Sub-accounts or the Fixed Allocations. A Market Value Adjustment may also apply to transfers, certain withdrawals, surrender or annuitization from an MVA Fixed Allocation.

WHAT CHARGES APPLY IF I CHOOSE AN ANNUITY PAYMENT OPTION?

If you select a fixed payment option, the amount of each fixed payment will depend on the Account Value of your Annuity when you elected to annuitize. There is no specific charge deducted from these payments; however, the amount of each annuity payment reflects assumptions about our insurance expenses. If you select a variable payment option that we may offer, then the amount of your benefits will reflect changes in the value of your Annuity and will be subject to charges that apply under the variable immediate annuity option. Also, a tax charge may apply (see “Tax Charge” above). Currently, we only offer fixed payment options.

EXCEPTIONS/REDUCTIONS TO FEES AND CHARGES

We may reduce or eliminate certain fees and charges or alter the manner in which the particular fee or charge is deducted. For example, we may reduce the amount of any CDSC or the length of time it applies, reduce or eliminate the amount of the Annual Maintenance Fee or reduce the portion of the total Insurance Charge that is deducted as an Administration Charge. We will not discriminate unfairly between Annuity purchasers if and when we reduce any fees and charges.

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PURCHASING YOUR ANNUITY

Please note that these Annuities are no longer available for new sales. The information provided in this section is for informational purposes only.

WHAT ARE OUR REQUIREMENTS FOR PURCHASING ONE OF THE ANNUITIES?

We may apply certain limitations, restrictions, and/or underwriting standards as a condition of our issuance of an Annuity and/or acceptance of Purchase Payments. All such conditions are described below.

Initial Purchase Payment: We no longer allow new purchases of these Annuities. Previously, you must have made a minimum initial Purchase Payment as follows: $1,000 for Optimum, and $10,000 for Optimum Plus and Optimum Four. However, if you decided to make payments under a systematic investment or an electronic funds transfer program, we would have accepted a lower initial Purchase Payment provided that, within the first Annuity Year, your subsequent purchase payments plus your initial Purchase Payment totaled the minimum initial Purchase Payment amount required for the Annuity purchased.

We must approve any initial and additional Purchase Payments where the total amount of Purchase Payments equal $1,000,000 or more with respect to this Annuity and any other annuities you are purchasing from us (or that you already own) and/or our affiliates. To the extent allowed by state law, that required approval also will apply to a proposed change of owner of the Annuity, if as a result of the ownership change, total Purchase Payments would equal or exceed that $1 million threshold. Applicable laws designed to counter terrorists and prevent money laundering might, in certain circumstances, require us to block an Annuity Owner’s ability to make certain transactions, and thereby refuse to accept Purchase Payments or requests for transfers, partial withdrawals, total withdrawals, death benefits, or income payments until instructions are received from the appropriate regulator. We also may be required to provide additional information about you and your Annuity to government regulators.

Speculative Investing – Do not purchase this Annuity if you, anyone acting on your behalf, and/or anyone providing advice to you plan to use it, or any of its riders, for speculation, arbitrage, viatication or any other type of collective investment scheme now or at any time prior to termination of the Annuity. Your Annuity may not be traded on any stock exchange or secondary market. By purchasing this Annuity, you represent and warrant that you are not using this Annuity, or any of its riders, for speculation, arbitrage, viatication or any other type of collective investment scheme.

Currently, we will not issue an Annuity, permit changes in ownership or allow assignments to certain ownership types, including but not limited to: corporations, partnerships, endowments and grantor trusts with multiple grantors. Further, we will only issue an Annuity, allow changes of ownership and/or permit assignments to certain ownership types if the Annuity is held exclusively for the benefit of the designated annuitant. These rules are subject to state law. Additionally, we will not permit election or re-election of any optional death benefit or optional living benefit by certain ownership types. We may issue an Annuity in ownership structures where the annuitant is also the participant in a Qualified or Non-Qualified employer sponsored plan and the Annuity represents his or her segregated interest in such plan. We reserve the right to further limit, restrict and/or change to whom we will issue an Annuity in the future, to the extent permitted by state law. Further, please be aware that we do not provide administration for employer-sponsored plans and may also limit the number of plan participants that elect to use our Annuity as a funding vehicle.

Applicable laws designed to counter terrorists and prevent money laundering might, in certain circumstances, require us to block a contract owner’s ability to make certain transactions, and thereby refuse to accept purchase payments or requests for transfers, partial withdrawals, total withdrawals, death benefits, or income payments until instructions are received from the appropriate regulator. We also may be required to provide additional information about you and your Annuity to government regulators.

Except as noted below, Purchase Payments must be submitted by check drawn on a U.S. bank, in U.S. dollars, and made payable to Prudential Annuities. Purchase Payments may also be submitted via 1035 exchange or direct transfer of funds. Under certain circumstances, Purchase Payments may be transmitted to Prudential Annuities via wiring funds through your Financial Professional’s broker-dealer firm. Additional purchase payments may also be applied to your Annuity under an electronic funds transfer arrangement where you authorize us to deduct money directly from your bank account. We may reject any payment if it is received in an unacceptable form. We may also suspend or cancel electronic funds transfer privileges if we have limited, restricted, suspended or rejected our acceptance of additional Purchase Payments. Our acceptance of a check is subject to our ability to collect funds.

Age Restrictions: Unless we agree otherwise and subject to our rules, the Owner (or Annuitant if entity owned) must not be older than a maximum issue age as of the Issue Date of the Annuity as follows: age 80 for Optimum, age 75 for Optimum Plus and age 85 for Optimum Four. If an Annuity is owned jointly, the oldest of the Owners must not be older than the maximum issue age on the Issue Date. You should consider your need to access your Account Value and whether the Annuity’s liquidity features will satisfy that need. Under the Beneficiary Annuity, the maximum issue age is 70 based on the Key Life. If you take a distribution prior to age 59  1/2, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain. The availability and level of protection of certain optional benefits may vary based on the age of the Owner on the Issue Date of the Annuity or the date of the Owner’s death.

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“Beneficiary” Annuity

You may purchase an Annuity if you are a beneficiary of an annuity that was owned by a decedent, subject to the following requirements. You may transfer the proceeds of the decedent’s annuity into one of the Annuities described in the prospectus and continue receiving the distributions that are required by the tax laws. This transfer option is only available for purchase of an IRA, Roth IRA, or a non-qualified annuity, for distributions based on lives age 70 or under. This transfer option is also not available if the proceeds are being transferred from an annuity issued by us or one of our affiliates and the annuity offers a “Beneficiary Continuation Option”.

Upon purchase, the Annuity will be issued in the name of the decedent for your benefit. We will calculate your required distributions based on the applicable life expectancy in the year of the decedent’s death, using Table 1 in IRS Publication 590. These distributions are not subject to any CDSC.

For IRAs and Roth IRAs, distributions must begin by December 31 of the year following the year of the decedent’s death. If you are the surviving spouse beneficiary, distributions may be deferred until the decedent would have attained age 70  1/2, however if you choose to defer distributions, you are responsible for complying with the distribution requirements under the Code, and you must notify us when you would like distributions to begin. For additional information regarding the tax considerations applicable to beneficiaries of an IRA or Roth IRA, see “Required Distributions Upon Your Death for Qualified Annuity Contracts” in the Tax Considerations section of your prospectus.

For non-qualified Annuities, distributions must begin within one year of the decedent’s death. For additional information regarding the tax considerations applicable to beneficiaries of a non-qualified Annuity see “Required Distributions Upon Your Death for Nonqualified Annuity Contracts” in the Tax Consideration section of your prospectus.

You may choose to take more than your required distribution. You may take withdrawals in excess of your required distributions, however your withdrawal may be subject to the Contingent Deferred Sales Charge. Any withdrawals reduce the required distribution for the year. All applicable charges will be assessed against your Annuity, such as the Insurance Charge and the Annual Maintenance Fee.

The Annuity may provide a basic Death Benefit upon death, and you may name “successors” who may receive the Death Benefit as a lump sum or continue receiving distributions after your death under the Beneficiary Continuation Option.

Please note the following additional limitations:

■

No additional Purchase Payments are permitted. You may only make a one-time initial Purchase Payment transferred to us directly from another annuity or eligible account. You may not make your Purchase Payment as an indirect rollover, or combine multiple “Transfer of Assets” or “TOA’s” into a single contact as part of this “Beneficiary” Annuity.

■	You may not elect any optional living or death benefits. Annuity Rewards is not available.
■	You may not annuitize the Annuity; no annuity options are available.
■	You may participate only in the following programs: Auto-Rebalancing, Dollar Cost Averaging, Systematic Withdrawals, and Third Party Investment Advisor.
■	You may not assign or change ownership of the Annuity, and you may not change or designate another life upon which distributions are based. A “Beneficiary Annuity” may not be co-owned.
■

If the Annuity is funded by means of transfer from another “Beneficiary Annuity” with another company, we require that the sending company or the beneficial owner provide certain information in order to ensure that applicable required distributions have been made prior to the transfer of the contract proceeds to us. We further require appropriate information to enable us to accurately determine future distributions from the Annuity. Please note we are unable to accept a transfer of another “Beneficiary Annuity” where taxes are calculated based on an exclusion amount or an exclusion ratio of earnings to original investment. We are also unable to accept a transfer of an annuity that has annuitized.

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The beneficial owner of the Annuity can be an individual, grantor trust, or, for an IRA or Roth IRA, a qualified trust. In general, a qualified trust (1) must be valid under state law; (2) must be irrevocable or became irrevocable by its terms upon the death of the IRA or Roth IRA owner; and (3) the beneficiaries of the trust who are beneficiaries with respect to the trust’s interest in this Annuity must be identifiable from the trust instrument and must be individuals. A qualified trust must provide us with a list of all beneficiaries to the trust (including contingent and remainder beneficiaries with a description of the conditions on their entitlement), all of whom must be individuals, as of September 30th of the year following the year of death of the IRA or Roth IRA owner, or date of Annuity application if later. The trustee must also provide a copy of the trust document upon request. If the beneficial owner of the Annuity is a grantor trust, distributions must be based on the life expectancy of the grantor. If the beneficial owner of the Annuity is a qualified trust, distributions must be based on the life expectancy of the oldest beneficiary under the trust.

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If this Beneficiary Annuity is transferred to another company as a tax-free exchange with the intention of qualifying as a beneficiary annuity with the receiving company, we may require certifications from the receiving company that required distributions will be made as required by law.

■

If you are transferring proceeds as beneficiary of an annuity that is owned by a decedent, we must receive your transfer request at least 45 days prior to your first required distribution. If, for any reason, your transfer request impedes our ability to complete your first distribution by the required date, we will be unable to accept your transfer request.

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Owner, Annuitant and Beneficiary Designations: We will ask you to name the Owner(s), Annuitant and one or more Beneficiaries for your Annuity.

■

Owner: The Owner(s) holds all rights under the Annuity. You may name up to two Owners in which case all ownership rights are held jointly. Generally, joint owners are required to act jointly; however, if each owner provides us with an instruction that we find acceptable, we will permit each owner to act independently on behalf of both owners. All information and documents that we are required to send you will be sent to the first named owner. This Annuity does not provide a right of survivorship. Refer to the Glossary of Terms for a complete description of the term “Owner.”

■

Annuitant: The Annuitant is the person upon whose life we continue to make annuity payments. You must name an Annuitant who is a natural person. We do not accept a designation of joint Annuitants during the accumulation period. In limited circumstances and where allowed by law, you may name one or more Contingent Annuitants. Generally, a Contingent Annuitant will become the Annuitant if the Annuitant dies before the Annuity Date. Please refer to the discussion of “Considerations for Contingent Annuitants” in the Tax Considerations section of the Prospectus. For Beneficiary Annuities, instead of an Annuitant there is a “Key Life” which is used to determine the annual required distributions.

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Beneficiary: The Beneficiary is the person(s) or entity you name to receive the Death Benefit. Your Beneficiary Designation should be the exact name of your beneficiary, not only a reference to the beneficiary’s relationship to you. If you use a designation of “surviving spouse,” we will pay the Death Benefit to the individual that is your spouse at the time of your death (as defined under the federal tax laws and regulations). If no beneficiary is named the Death Benefit will be paid to you or your estate. For Annuities that designate a custodian or a plan as Owner, the custodian or plan must also be designated as the Beneficiary. For Beneficiary Annuities, instead of Beneficiary, the term “Successor” is used.

Your right to make certain designations may be limited if your Annuity is to be used as an IRA, Beneficiary Annuity, or other “qualified” investment that is given beneficial tax treatment under the Code. You should seek competent tax advice on the income, estate and gift tax implications of your designations.

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MANAGING YOUR ANNUITY

MAY I CHANGE THE OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS?

In general, you may change the Owner, Annuitant and Beneficiary designations by sending us a request in writing in a form acceptable to us. However, if the Annuity is held as a Beneficiary Annuity, the Owner may not be changed and you may not designate another Key Life upon which distributions are based. Upon an ownership change, including an assignment, any automated investment or withdrawal programs will be canceled. The new owner must submit the applicable program enrollment if they wish to participate in such a program. Where allowed by law, such changes will be subject to our acceptance. Some of the changes we will not accept include, but are not limited to:

■	a new Owner subsequent to the death of the Owner or the first of any joint Owners to die, except where a spouse Beneficiary has become the Owner as a result of an Owner’s death;
■	a new Annuitant subsequent to the Annuity Date;
■	for “non-qualified” investments, a new Annuitant prior to the Annuity Date if the Annuity is owned by an entity;
■	a change in Beneficiary if the Owner had previously made the designation irrevocable;
■	a new Owner or Annuitant that is a certain ownership type, including but not limited to corporations, partnerships, endowments, and grantor trusts with multiple grantors (if allowed by state law); and
■	a new Annuitant for a contract issued to a grantor trust where the new Annuitant is not the grantor of the trust.

There are also restrictions on designation changes when you have elected certain optional benefits. See the “Living Benefits” and “Death Benefits” sections of this Prospectus for any such restrictions.

If you wish to change the Owner and/or Beneficiary under the Annuity, or to assign the Annuity, you must deliver the request to us in writing at our Service Office. Generally, any change of Owner and/or Beneficiary, or assignment of the Annuity, will take effect when accepted and recorded by us (unless an alternative rule is stipulated by applicable State law). We will allow changes of ownership and/or assignments only if the Annuity is held exclusively for the benefit of the designated Annuitant. We are not responsible for any transactions processed before a change of Owner and/or Beneficiary, and an assignment of the Annuity, is accepted and recorded by us.

Unless prohibited by applicable State law, we reserve the right to refuse a proposed change of Owner and/or Beneficiary, and a proposed assignment of the Annuity. We accept assignments of non-qualified Annuities only.

We will reject a proposed change where the proposed Owner, Annuitant, Beneficiary or assignee is any of the following:

■	a company(ies) that issues or manages viatical or structured settlements;
■	an institutional investment company;
■	an Owner with no insurable relationship to the Annuitant or Contingent Annuitant (a “Stranger-Owned Annuity” or “STOA”); or
■	a change in designation(s) that does not comply with or that we cannot administer in compliance with Federal and/or state law.

We will implement this right on a non-discriminatory basis, and to the extent allowed by State law, and we are not obligated to process your request within any particular timeframe. For New York Annuities, a request to change the Owner, Annuitant, Contingent Annuitant, Beneficiary and contingent Beneficiary designations is effective when signed, and an assignment is effective upon our receipt. We assume no responsibility for the validity or tax consequences of any change of Owner and/or Beneficiary or any assignment of the Annuity, and may be required to make reports of ownership changes and/or assignments to the appropriate federal, state and/or local taxing authorities. You should consult with a qualified tax advisor for complete information and advice prior to any ownership change or assignment. Once an ownership change or assignment is processed, the tax reporting cannot be reversed.

Death Benefit Suspension Upon Change of Owner or Annuitant. If there is a change of Owner or Annuitant, the change may affect the amount of the Death Benefit. See the Death Benefit section of this prospectus for additional details.

Spousal Designations

If an Annuity is co-owned by spouses, we will assume that the sole primary Beneficiary is the surviving spouse that was named as the co-owner unless you elect an alternative Beneficiary Designation. Unless you elect an alternative Beneficiary Designation, upon the death of either spousal Owner, the surviving spouse may elect to assume ownership of the Annuity instead of taking the Death Benefit payment. The Death Benefit that would have been payable will be the new Account Value of the Annuity as of the date of due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the beneficiary of the surviving spouse, the new Account Value will be considered as the initial Purchase Payment. No CDSC will apply to the new Account Value. However, any additional purchase payments applied after the date the assumption is effective will be subject to all provisions of the Annuity, including the CDSC when applicable.

Spousal assumption is also permitted, subject to our rules and regulatory approval, if the Annuity is held by a custodial account established to hold retirement assets for the benefit of the natural person Annuitant pursuant to the provisions of Section 408(a) of the

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Internal Revenue Code (“Code”) (or any successor Code section thereto) (“Custodial Account”) and, on the date of the Annuitant’s death, the spouse of the Annuitant is (1) the Contingent Annuitant under the Annuity and (2) the beneficiary of the Custodial Account. The ability to continue the Annuity in this manner will result in the Annuity no longer qualifying for tax deferral under the Code. However, such tax deferral should result from the ownership of the Annuity by the Custodial Account. Please consult your tax or legal adviser.

Note that any division of your Annuity due to divorce will be treated as a withdrawal and the non-owner spouse may then decide whether he or she would like to purchase a new Annuity, subject to the rules current at the time of purchase, with the withdrawn funds.

Prior to a recent Supreme Court decision, and consistent with Section 3 of the federal Defense of Marriage Act (“DOMA”), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in United States v. Windsor, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing for federal law purposes a valid same sex marriage. The Windsor decision means that the favorable tax benefits afforded by the federal tax law to an opposite sex spouse under the Internal Revenue Code (IRC) are now available to a same sex spouse.

On August 29, 2013, the Internal Revenue Service (“IRS”) issued guidance on its position regarding same sex marriages for federal tax purposes. If a couple is married in a jurisdiction (including a foreign country) that recognizes same sex marriages, that marriage will be recognized for all federal tax purposes regardless of the law in the jurisdiction where they reside. However, the IRS did not recognize civil unions and registered domestic partnerships as marriages for federal tax purposes. Currently, if a state does not recognize a civil union or a registered domestic partnership as a marriage, it is not a marriage for federal tax purposes. Please consult with your tax or legal advisor before electing the Spousal Benefit for a same sex spouse or civil union partner. Please see “Tax Considerations” for more information.

Contingent Annuitant

Generally, if an Annuity is owned by an entity and the entity has named a Contingent Annuitant, the Contingent Annuitant will become the Annuitant upon the death of the Annuitant, and no Death Benefit is payable. Unless we agree otherwise, the Annuity is only eligible to have a Contingent Annuitant designation if the entity which owns the Annuity is (1) a plan described in Internal Revenue Code Section 72(s)(5)(A)(i) (or any successor Code section thereto); (2) an entity described in Code Section 72(u)(1) (or any successor Code section thereto); or (3) a Custodial Account, as described in the above section.

Where the Annuity is held by a Custodial Account, the Contingent Annuitant will not automatically become the Annuitant upon the death of the Annuitant. Upon the death of the Annuitant, the Custodial Account will have the choice, subject to our rules, to either elect to receive the Death Benefit or elect to continue the Annuity. If the Custodial Account elects to receive the Death Benefit, the Account Value of the Annuity as of the date of due proof of death of the Annuitant will reflect the amount that would have been payable had a Death Benefit been paid. See the section above entitled “Spousal Designations” for more information about how the Annuity can be continued by a Custodial Account.

MAY I RETURN MY ANNUITY IF I CHANGE MY MIND?

If after purchasing your Annuity you change your mind and decide that you do not want it, you may return it to us within a certain period of time known as a right to cancel period. This is often referred to as a “free look.” Depending on the state in which you purchased your Annuity and, in some states, if you purchased the Annuity as a replacement for a prior contract, the right to cancel period may be ten (10) days, or longer, measured from the time that you received your Annuity. If you return your Annuity during the applicable period, we will refund your current Account Value plus any tax charge deducted, less any applicable federal and state income tax withholding and depending on your state’s requirements, any applicable insurance charges deducted. The amount returned to you may be higher or lower than the Purchase Payment(s) applied during the right to cancel period and may be subject to a market value adjustment if it was allocated to a MVA Fixed Allocation, to the extent allowed by State law. However, where required by law, we will return your Purchase Payment(s), if they are greater than your current Account Value less any federal and state income tax withholding. With respect to Optimum Plus, if you return your Annuity, we will not return any Credits we applied to your Annuity based on your Purchase Payments.

MAY I MAKE ADDITIONAL PURCHASE PAYMENTS?

Unless we agree otherwise and subject to our rules, the minimum amount that we accept as an additional Purchase Payment is $100 unless you participate in our Systematic Investment Plan or a periodic Purchase Payment program. purchase payments made while you participate in an asset allocation program will be allocated in accordance with such benefit. Additional purchase payments may be made at any time before the Annuity Date, or prior to the Account Value being reduced to zero. Purchase payments are not permitted if the Annuity is held as a Beneficiary Annuity. Please see the “Living Benefits” section of this prospectus for further information on additional Purchase Payments.

MAY I MAKE SCHEDULED PAYMENTS DIRECTLY FROM MY BANK ACCOUNT?

You can make additional purchase payments to your Annuity by authorizing us to deduct money directly from your bank account and applying it to your Annuity (unless your Annuity is being held as a Beneficiary Annuity). We call our electronic funds transfer

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program “The Systematic Investment Plan.” Purchase payments made through electronic funds transfer may only be allocated to the Sub-accounts when applied. Different allocation requirements may apply in connection with certain optional benefits. We may allow you to invest in your Annuity with a lower initial Purchase Payment, as long as you authorize payments through an electronic funds transfer that will equal at least the minimum Purchase Payment set forth above during the first 12 months of your Annuity. We may suspend or cancel electronic funds transfer privileges if sufficient funds are not available from the applicable financial institution on any date that a transaction is scheduled to occur. We may also suspend or cancel electronic funds transfer privileges if we have limited, restricted, suspended or rejected our acceptance of additional Purchase Payments.

MAY I MAKE PURCHASE PAYMENTS THROUGH A SALARY REDUCTION PROGRAM?

These types of programs are only available with certain types of qualified investments. If your employer sponsors such a program, we may agree to accept periodic purchase payments through a salary reduction program as long as the allocations are made only to Sub-accounts and the periodic Purchase Payments received in the first year total at least the minimum Purchase Payment set forth above.

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MANAGING YOUR ACCOUNT VALUE

HOW AND WHEN ARE PURCHASE PAYMENTS INVESTED?

(See “Valuing Your Investment” for a description of our procedure for pricing initial and subsequent purchase payments.)

Initial Purchase Payment: Once we accept your application, we invest your Purchase Payment in your Annuity according to your instructions for allocating your Account Value. The Purchase Payment is your initial Purchase Payment minus any tax charges that may apply. You can allocate purchase payments to one or more available Sub-accounts or available Fixed Allocations. Investment restrictions will apply if you elect certain optional benefits.

Subsequent Purchase Payments: Unless you participate in an asset allocation program, or unless you have provided us with other specific allocation instructions for one, more than one, or all subsequent Purchase Payments, we will allocate any additional Purchase Payments you make according to your initial Purchase Payment allocation instructions. If you so instruct us, we will allocate subsequent Purchase Payments according to any new allocation instructions. Unless you tell us otherwise, Purchase Payments made while you participate in an asset allocation program will be allocated in accordance with such program.

HOW DO I RECEIVE A LOYALTY CREDIT UNDER THE OPTIMUM AND OPTIMUM FOUR ANNUITIES?

We apply a Loyalty Credit to your Annuity’s Account Value at the end of your fifth Annuity Year (“fifth Annuity Anniversary”). With respect to Optimum, for annuities issued on or after February 13, 2006, the Loyalty Credit is equal to 0.50% of total purchase payments made during the first four Annuity Years less the cumulative amount of withdrawals made (including the deduction of any CDSC amounts) through the fifth Annuity Anniversary. With respect to Optimum Four, for annuities issued between June 20, 2005 and February 13, 2006, the Loyalty Credit is equal to 2.25% of total purchase payments made during the first four Annuity Years less the cumulative amount of withdrawals made (including the deduction of any CDSC amounts) through the fifth Annuity Anniversary. For Optimum Four Annuities issued on or after February 13, 2006, the Loyalty Credit is equal to 2.75% of total purchase payments made during the first four Annuity Years less the cumulative amount of withdrawals made (including the deduction of any CDSC amounts) through the fifth Annuity Anniversary.

If the total purchase payments made during the first four Annuity Years is less than the cumulative amount of withdrawals made on or before the fifth Annuity Anniversary, no Loyalty Credit will be applied to your Annuity. Also, no Loyalty Credit will be applied to your Annuity if your Account Value is zero on the fifth Annuity Anniversary. This would include any situation where the Annuity is still in force due to the fact that payments are being made under an optional benefit such as Lifetime Five, Spousal Lifetime Five, Highest Daily Lifetime Five, Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Guaranteed Minimum Withdrawal Benefit, Highest Daily Lifetime 6 Plus, and Spousal Highest Daily Lifetime 6 Plus. In addition, no Loyalty Credit will be applied to your Annuity if before the fifth Annuity Anniversary: (i) you have surrendered your Annuity; (ii) you have annuitized your Annuity; (iii) your Beneficiary has elected our Beneficiary Continuation Option; or (iv) we have received due proof of your death (and there has been no spousal continuation election made). If your spouse continues the Annuity under our spousal continuation option, we will apply the Loyalty Credit to your Annuity only on the fifth Annuity Anniversary measured from the date that we originally issued you the Annuity. Since the Loyalty Credit is applied to the Account Value only, any guarantees that are not based on Account Value will not reflect the Loyalty Credit. Similarly, guarantees that are made against a loss in Account Value will not be triggered in certain very limited circumstances where they otherwise would have been, had no Loyalty Credit been applied to the Account Value.

HOW ARE LOYALTY CREDITS APPLIED TO MY ACCOUNT VALUE UNDER THE OPTIMUM AND OPTIMUM FOUR ANNUITIES?

Any Loyalty Credit that is allocated to your Account Value on the fifth Annuity Anniversary will be allocated to the Fixed Allocations and Sub-accounts according to the “hierarchy” described in this paragraph. This hierarchy consists of a priority list of investment options, and the Loyalty Credit is applied based on which of the items below is applicable and in effect when the Loyalty Credit is applied. Thus, if a given item in the priority list is inapplicable to you, we move to the next item. The hierarchy is as follows: (a) if you participate in an asset allocation program (see Appendix C for a description of such programs), in accordance with that program, (b) in accordance with your standing allocation instructions (c) if you participate in the Systematic Investment Plan, in accordance with that Plan, (d) if you participate in an automatic rebalancing program, in accordance with that program (e) in accordance with how your most recent purchase payment was allocated and (f) otherwise in accordance with your instructions, if items (a) through (e) above are not permitted or applicable.

Example of Applying the Loyalty Credit with respect to Optimum.

Assume you make an initial Purchase Payment of $10,000 and your Annuity is issued on or after February 13, 2006. During Annuity Year four (i.e., prior to the fourth Annuity Anniversary) you make an additional $10,000 Purchase Payment. During the early part of Annuity Year five (i.e., prior to the fifth Annuity Anniversary) you make a $10,000 Purchase Payment and later in the year make a withdrawal of $5,000. The Loyalty Credit that we will apply to your Annuity on the fifth Annuity Anniversary is, subject to state availability, equal to 0.50% of $15,000 (this represents the $20,000 of Purchase Payments made during the first four Annuity Years minus the $5,000 withdrawal made in the fifth Annuity Year. The computation disregards the additional $10,000 Purchase Payment made in the fifth Annuity Year.) Therefore, the Loyalty Credit amount would be equal to $75.00.

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Example of Applying the Loyalty Credit with respect to Optimum Four.

Assume you make an initial Purchase Payment of $10,000 and your Annuity is issued on or after February 13, 2006. During Annuity Year four (i.e., prior to the fourth Annuity Anniversary) you make an additional $10,000 Purchase Payment. During the early part of Annuity Year five (i.e., prior to the fifth Annuity Anniversary) you make a $10,000 Purchase Payment and later in the year make a withdrawal of $5,000. The Loyalty Credit that we will apply to your Annuity on the fifth Annuity Anniversary is, subject to state availability, equal to 2.75% of $15,000 (this represents the $20,000 of purchase payments made during the first four Annuity Years minus the $5,000 withdrawal made in the fifth Annuity Year. The computation disregards the additional $10,000 Purchase Payment made in the fifth Annuity Year.) Therefore, the Loyalty Credit amount would be equal to $412.50.

HOW DO I RECEIVE CREDITS UNDER THE OPTIMUM PLUS ANNUITY?

We apply a “Credit” to your Annuity’s Account Value each time you make a Purchase Payment during the first six (6) Annuity Years. The amount of the Credit is payable from our general account. The amount of the Credit depends on the Annuity Year in which the Purchase Payment(s) is made, according to the table below:

For annuities issued prior to February 13, 2006:

ANNUITY YEAR	CREDIT
1	6.00%
2	5.00%
3	4.00%
4	3.00%
5	2.00%
6	1.00%
7+	0.00%

For annuities issued on or after February 13, 2006 (subject to state availability):

ANNUITY YEAR	CREDIT
1	6.50%
2	5.00%
3	4.00%
4	3.00%
5	2.00%
6	1.00%
7+	0.00%

HOW ARE CREDITS APPLIED TO ACCOUNT VALUE UNDER THE OPTIMUM PLUS ANNUITY?

Each Credit is allocated to your Account Value at the time the Purchase Payment is applied to your Account Value. The amount of the Credit is allocated to the investment options in the same ratio as the applicable Purchase Payment is applied.

Examples of Applying Credits

Initial Purchase Payment

Assume you make an initial Purchase Payment of $10,000 and your Annuity is issued on or after February 13, 2006. We would apply a 6.5% Credit to your Purchase Payment and allocate the amount of the Credit ($650 = $10,000 × .065) to your Account Value in the proportion that your Purchase Payment is allocated.

Additional Purchase Payment in Annuity Year 2

Assume that you make an additional Purchase Payment of $5,000. We would apply a 5.0% Credit to your Purchase Payment and allocate the amount of the Credit ($250 = $5,000 × .05) to your Account Value.

Additional Purchase Payment in Annuity Year 6

Assume that you make an additional Purchase Payment of $15,000. We would apply a 1.0% Credit to your Purchase Payment and allocate the amount of the Credit ($150 = $15,000 × .01) to your Account Value.

The amount of any Optimum Plus Credits applied to your Optimum Plus Annuity Account Value can be taken back by Prudential Annuities under certain circumstances:

■

any Optimum Plus Credits applied to your Account Value on Purchase Payments made within the 12 months before the Owner’s (or Annuitant’s if entity owned) date of death will be taken back (to the extent allowed by state law);

■

the amount available under the Medically-Related Surrender portion of the Annuity will not include the amount of any Optimum Plus Credits payable on Purchase Payments made within 12 months prior to the date of a request under the Medically-Related Surrender provision; and

■	if you elect to “free look” your Annuity, the amount returned to you will not include the amount of any Optimum Plus Credits.

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The Account Value may be substantially reduced if Prudential Annuities takes back the Optimum Plus Credit amount under these circumstances. The amount we take back will equal the Optimum Plus Credit amount, without adjustment up or down for investment performance. Therefore, any gain on the Optimum Plus Credit amount will not be taken back. But if there was a loss on the Optimum Plus Credit amount, the amount we take back will still equal the amount of the Optimum Plus Credit amount. We do not deduct a CDSC in any situation where we take back the Optimum Plus Credit amount. During the first 10 Annuity Years, the total asset-based charges on this Annuity (including the Insurance Charge and the Distribution Charge) are higher than many of our other annuities, including other annuities we offer that apply credits to Purchase Payments.

General Information about Credits

■	We do not consider Credits to be “investment in the contract” for income tax purposes.
■	You may not withdraw the amount of any Credits under the Free Withdrawal provision. The Free Withdrawal provision only applies to withdrawals of purchase payments.

ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?

During the accumulation period you may transfer Account Value between investment options subject to the restrictions outlined below. Transfers are not subject to taxation on any gain. You may not transfer Account Value to any DCA fixed Allocation. You may only allocate payments to DCA Fixed Allocations.

Currently, we charge $10.00 for each transfer after the twentieth (20th) transfer in each Annuity Year. Transfers made as part of a Dollar Cost Averaging, Automatic Rebalancing or asset allocation program do not count toward the twenty free transfer limit. Renewals or transfers of Account Value from an MVA Fixed Allocation at the end of its Guarantee Period are not subject to the transfer charge. We may reduce the number of free transfers allowable each Annuity Year (subject to a minimum of eight) without charging a Transfer Fee. We may also increase the Transfer Fee that we charge to $15.00 for each transfer after the number of free transfers has been used up. We may eliminate the Transfer Fee for transfer requests transmitted electronically or through other means that reduce our processing costs. If enrolled in any program that does not permit transfer requests to be transmitted electronically, the Transfer Fee will not be waived.

Once you have made 20 transfers among the Sub-accounts during an Annuity Year, we will accept any additional transfer request during that year only if the request is submitted to us in writing with an original signature and otherwise is in good order. For purposes of this 20 transfer limit, we (i) do not view a facsimile transmission or other electronic transmission as a “writing”, (ii) will treat multiple transfer requests submitted on the same Valuation Day as a single transfer, and (iii) do not count any transfer that solely involves Sub-accounts corresponding to the AST Money Market Portfolio, or any transfer that involves one of our systematic programs, such as asset allocation and automated withdrawals.

Frequent transfers among Sub-accounts in response to short-term fluctuations in markets, sometimes called “market timing,” can make it very difficult for a Portfolio manager to manage a Portfolio’s investments. Frequent transfers may cause the Portfolio to hold more cash than otherwise necessary, disrupt management strategies, increase transaction costs, or affect performance. Each Annuity offers Sub-accounts designed for Owners who wish to engage in frequent transfers (i.e., one or more of the Sub-accounts corresponding to the AST Money Market Portfolio), and we encourage Owners seeking frequent transfers to utilize those Sub-accounts.

In light of the risks posed to Owners and other investors by frequent transfers, we reserve the right to limit the number of transfers in any Annuity Year for all existing or new Owners and to take the other actions discussed below. We also reserve the right to limit the number of transfers in any Annuity Year or to refuse any transfer request for an Owner or certain Owners if: (a) we believe that excessive transfer activity (as we define it) or a specific transfer request or group of transfer requests may have a detrimental effect on Unit Values or the share prices of the Portfolios; or (b) we are informed by a Portfolio (e.g., by the Portfolio’s portfolio manager) that the purchase or redemption of shares in the Portfolio must be restricted because the Portfolio believes the transfer activity to which such purchase and redemption relates would have a detrimental effect on the share prices of the affected Portfolio. Without limiting the above, the most likely scenario where either of the above could occur would be if the aggregate amount of a trade or trades represented a relatively large proportion of the total assets of a particular Portfolio. In furtherance of our general authority to restrict transfers as described above, and without limiting other actions we may take in the future, we have adopted the following specific restrictions:

■

With respect to each Sub-account (other than the AST Money Market Sub-account), we track amounts exceeding a certain dollar threshold that were transferred into the Sub-account. If you transfer such amount into a particular Sub-account, and within 30 calendar days thereafter transfer (the “Transfer Out”) all or a portion of that amount into another Sub-account, then upon the Transfer Out, the former Sub-account becomes restricted (the “Restricted Sub-account”). Specifically, we will not permit subsequent transfers into the Restricted Sub-account for 90 calendar days after the Transfer Out if the Restricted Sub-account invests in a non-international Portfolio, or 180 calendar days after the Transfer Out if the Restricted Sub-account invests in an international Portfolio. For purposes of this rule, we (i) do not count transfers made in connection with one of our systematic programs, such as asset allocation and automated withdrawals; (ii) do not count any transfer that solely involves Sub-accounts corresponding to the AST Money Market Portfolio; and (iii) do not categorize as a transfer the first transfer that you make after the Issue Date, if you make that transfer within 30 calendar days after the Issue Date. Even if an amount becomes restricted under the foregoing rules, you are still free to redeem the amount from your Annuity at any time.

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■

We reserve the right to effect exchanges on a delayed basis for all contracts. That is, we may price an exchange involving the Sub-accounts on the Valuation Day subsequent to the Valuation Day on which the exchange request was received. Before implementing such a practice, we would issue a separate written notice to Owners that explains the practice in detail.

If we deny one or more transfer requests under the foregoing rules, we will inform you or your Financial Professional promptly of the circumstances concerning the denial.

There are contract owners of different variable annuity contracts that are funded through the same Separate Account that are not subject to the above-referenced transfer restrictions and, therefore, might make more numerous and frequent transfers than contract owners who are subject to such limitations. Finally, there are contract owners of other variable annuity contracts or variable life contracts that are issued by Prudential Annuities as well as other insurance companies that have the same underlying mutual fund portfolios available to them. Since some contract owners are not subject to the same transfer restrictions, unfavorable consequences associated with such frequent trading within the underlying mutual fund (e.g., greater portfolio turnover, higher transaction costs, or performance or tax issues) may affect all contract owners. Similarly, while contracts managed by a Financial Professional or third party investment advisor are subject to the restrictions on transfers between investment options that are discussed above, if the advisor manages a number of contracts in the same fashion unfavorable consequences may be associated with management activity since it may involve the movement of a substantial portion of an underlying mutual fund’s assets which may affect all contract owners invested in the affected options. Apart from jurisdiction- specific and contract differences in transfer restrictions, we will apply these rules uniformly (including contracts managed by a Financial Professional or third party investment advisor), and will not waive a transfer restriction for any contract owner.

Although our transfer restrictions are designed to prevent excessive transfers, they are not capable of preventing every potential occurrence of excessive transfer activity.

The Portfolios may have adopted their own policies and procedures with respect to excessive trading of their respective shares, and we reserve the right to enforce any such current or future policies and procedures. The prospectuses for the Portfolios describe any such policies and procedures, which may be more or less restrictive than the policies and procedures we have adopted. Under SEC rules, we are required to: (1) enter into a written agreement with each Portfolio or its principal underwriter or its transfer agent that obligates us to provide to the Portfolio promptly upon request certain information about the trading activity of individual contract owners (including an Annuity Owner’s TIN number), and (2) execute instructions from the Portfolio to restrict or prohibit further purchases or transfers by specific contract owners who violate the excessive trading policies established by the Portfolio. In addition, you should be aware that some Portfolios may receive “omnibus” purchase and redemption orders from other insurance companies or intermediaries such as retirement plans. The omnibus orders reflect the aggregation and netting of multiple orders from individual owners of variable insurance contracts and/or individual retirement plan participants. The omnibus nature of these orders may limit the Portfolios in their ability to apply their excessive trading policies and procedures. In addition, the other insurance companies and/or retirement plans may have different policies and procedures or may not have any such policies and procedures because of contractual limitations. For these reasons, we cannot guarantee that the Portfolios (and thus contract owners) will not be harmed by transfer activity relating to other insurance companies and/or retirement plans that may invest in the Portfolios.

A Portfolio also may assess a short term trading fee (redemption fee) in connection with a transfer out of the Sub-account investing in that Portfolio that occurs within a certain number of days following the date of allocation to the Sub-account. Each Portfolio determines the amount of the short term trading fee and when the fee is imposed. The fee is retained by or paid to the Portfolio and is not retained by us. The fee will be deducted from your Account Value, to the extent allowed by law. At present, no Portfolio has adopted a short-term trading fee.

DO YOU OFFER DOLLAR COST AVERAGING?

Yes. As discussed below, we offer Dollar Cost Averaging programs during the accumulation period. In general, Dollar Cost Averaging allows you to systematically transfer an amount periodically from one investment option to one or more other investment options. You can choose to transfer earnings only, principal plus earnings or a flat dollar amount. You may elect a Dollar Cost Averaging program that transfers amounts monthly, quarterly, semi-annually, or annually from Sub-accounts, or a program that transfers amounts monthly from the Fixed Allocations. By investing amounts on a regular basis instead of investing the total amount at one time, Dollar Cost Averaging may decrease the effect of market fluctuation on the investment of your Purchase Payment. This may result in a lower average cost of units over time. However, there is no guarantee that Dollar Cost Averaging will result in a profit or protect against a loss in a declining market. We do not deduct a charge for participating in a Dollar Cost Averaging program.

You can Dollar Cost Average from Sub-accounts or the Fixed Allocations. Dollar Cost Averaging from Fixed Allocations is subject to a number of rules that include, but are not limited to the following:

■	You may only use Fixed Allocations with Guarantee Periods of 1, 2 or 3 years.
■

You may only Dollar Cost Average earnings or principal plus earnings. If transferring principal plus earnings, the program must be designed to last the entire Guarantee Period for the Fixed Allocation.

■	Dollar Cost Averaging transfers from Fixed Allocations are not subject to a Market Value Adjustment.

NOTE: When a Dollar Cost Averaging program is established from a Fixed Allocation, the fixed rate of interest we credit to your Account Value is applied to a declining balance due to the transfers of Account Value to the Sub-accounts during the Guarantee Period. This will reduce the effective rate of return on the Fixed Allocation over the Guarantee Period.

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The Dollar Cost Averaging program is not available if you have elected an automatic rebalancing program or an asset allocation program. Dollar Cost Averaging from Fixed Allocations also is not available if you elect certain optional benefits.

Prudential Annuities may offer Fixed Allocations with Guarantee Periods of 6 months or 12 months exclusively for use with a Dollar Cost Averaging program (“DCA Fixed Allocations”). DCA Fixed Allocations are designed to automatically transfer Account Value in either 6 or 12 payments under a Dollar Cost Averaging program. Dollar Cost Averaging transfers will be effected on the date the DCA Fixed Dollar Allocations is established and each month following until the entire principal amount plus earning is transferred. DCA Fixed Allocations may only be established with your initial Purchase Payment or additional purchase payments. You may not transfer existing Account Value to a DCA Fixed Allocation. We reserve the right to terminate offering these special purpose Fixed Allocations at any time.

Account Value allocated to the DCA Fixed Allocation will be transferred to the Sub-accounts you choose under the Dollar Cost Averaging program. If you terminate the Dollar Cost Averaging program before the entire principal amount plus earnings has been transferred to the Sub-account(s), you must transfer all remaining Account Value to any other investment option. Unless you provide alternate instructions at the time you terminate the Dollar Cost Averaging program, Account Value will be transferred to the AST Money Market Sub-account unless restricted due to benefit election. Transfers from Fixed Allocations as part of a Dollar Cost Averaging program are not subject to a Market Value Adjustment. However, a Market Value Adjustment will apply if you terminate the Dollar Cost Averaging program before the entire principal amount plus earnings has been transferred to the Sub-account(s).

DO YOU OFFER ANY AUTOMATIC REBALANCING PROGRAMS?

Yes. During the accumulation period, we offer Automatic Rebalancing among the Sub-accounts you choose. You can choose to have your Account Value rebalanced monthly, quarterly, semi-annually, or annually. On the appropriate date, the Sub-accounts you chose are rebalanced to the allocation percentages you requested. With Automatic Rebalancing, we transfer the appropriate amount from the “overweighted” Sub-accounts to the “underweighted” Sub-accounts to return your allocations to the percentages you request. For example, over time the performance of the Sub-accounts will differ, causing your percentage allocations to shift.

Any transfer to or from any Sub-account that is not part of your Automatic Rebalancing program, will be made; however, that Sub-account will not become part of your rebalancing program unless we receive instructions from you indicating that you would like such option to become part of the program.

There is no minimum Account Value required to enroll in Automatic Rebalancing. All rebalancing transfers as part of an Automatic Rebalancing program are not included when counting the number of transfers each year toward the maximum number of free transfers. We do not deduct a charge for participating in an Automatic Rebalancing program. Participation in the Automatic Rebalancing program may be restricted if you are enrolled in certain other optional programs. Sub-accounts that are part of a Systematic Withdrawal program or Dollar Cost Averaging program will be excluded from an Automatic Rebalancing program.

If you are participating in an optional living benefit (such as Highest Daily Lifetime 6 Plus) that makes transfers under a pre-determined mathematical formula, and you elected automatic rebalancing; you should be aware that: (a) the AST bond portfolio used as part of the pre-determined mathematical formula will not be included as part of automatic rebalancing and (b) the operation of the formula may result in the rebalancing not conforming to the percentage allocations that you specified originally as part of your Automatic Rebalancing Program.

ARE ANY ASSET ALLOCATION PROGRAMS AVAILABLE?

Yes. Certain “static asset allocation programs” are provided by LPL Financial Corporation (“LPL”), the firm selling the Annuity. Initially, you may be required to enroll in an available asset allocation program if you purchase one of the Annuities. Additionally, certain optional benefits require your Account Value be maintained in a model in the asset allocation program. These programs are considered static because once you have selected a model portfolio, the Sub-accounts and the percentage of contract value allocated to each Sub-account cannot be changed without your consent and direction. The programs are available at no additional charge. Under these programs, the Sub-account for each asset class in each model portfolio is designated for you. Under the programs, the values in the Sub-accounts will be rebalanced periodically back to the indicated percentages for the applicable asset class within the model portfolio that you have selected. The programs are offered by LPL. We have not designed the models or the program, and we are not responsible for them. Our role is limited to administering the model you select. For more information on the asset allocation programs see the Appendix entitled “Additional Information on the Asset Allocation Programs.”

Asset allocation is a sophisticated method of diversification, which allocates assets among asset classes in order to manage investment risk and enhance returns over the long term. However, asset allocation does not guarantee a profit or protect against a loss. No personalized investment advice is provided in connection with the asset allocation programs and you should not rely on these programs as providing individualized investment recommendations to you. The asset allocation programs do not guarantee better investment results. LPL reserves the right to terminate or change the programs at any time. We reserve the right to change the way in which we administer the program you have selected with your LPL Financial Professional, and we reserve the right to terminate our administration of the programs. You should consult with your LPL Financial Professional before electing any asset allocation program.

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WHAT IS THE BALANCED INVESTMENT PROGRAM?

We offer a balanced investment program where a portion of your Account Value is allocated to a Fixed Allocation and the remaining Account Value is allocated to the Sub-accounts that you select. When you enroll in the Balanced Investment Program, you choose the duration that you wish the program to last. This determines the duration of the Guarantee Period for the Fixed Allocation. Based on the fixed rate for the Guarantee Period chosen, we calculate the portion of your Account Value that must be allocated to the Fixed Allocation to grow to a specific “principal amount” (such as your initial Purchase Payment). We determine the amount based on the rates then in effect for the Guarantee Period you choose. If you continue the program until the end of the Guarantee Period and make no withdrawals or transfers, at the end of the Guarantee Period, the Fixed Allocation will have grown to equal the “principal amount”. Withdrawals or transfers from the Fixed Allocation before the end of the Guarantee Period will terminate the program and may be subject to a Market Value Adjustment (which may be positive or negative). You can transfer the Account Value that is not allocated to the Fixed Allocation between any of the Sub-accounts available under your Annuity. Account Value you allocate to the Sub-accounts is subject to market fluctuations and may increase or decrease in value. We do not deduct a charge for participating in the Balanced Investment Program. This program is not available if your Annuity is held as a Beneficiary Annuity.

Example

Assume you invest $100,000. You choose a 10-year program and allocate a portion of your Account Value to a Fixed Allocation with a 10-year Guarantee Period. The rate for the 10-year Guarantee Period is 2.50%*. Based on the fixed interest rate for the Guarantee Period chosen, the factor is 0.781198 for determining how much of your Account Value will be allocated to the Fixed Allocation. That means that $78,120 will be allocated to the Fixed Allocation and the remaining Account Value ($21,880) will be allocated to the Sub-accounts. Assuming that you do not make any withdrawals or transfers from the Fixed Allocation, it will grow to $100,000 at the end of the Guarantee Period. Of course we cannot predict the value of the remaining Account Value that was allocated to the Sub-accounts.

*	The rate in this example is hypothetical and may not reflect the current rate for Guarantee Periods of this duration.

MAY I GIVE MY FINANCIAL PROFESSIONAL PERMISSION TO FORWARD TRANSACTION INSTRUCTIONS?

Yes. Subject to our rules, your Financial Professional may forward instructions regarding the allocation of your Account Value, and request financial transactions involving investment options. If your Financial Professional has this authority, we deem that all transactions that are directed by your Financial Professional with respect to your Annuity have been authorized by you. You must contact us immediately if and when you revoke such authority. We will not be responsible for acting on instructions from your Financial Professional until we receive notification of the revocation of such person’s authority. We may also suspend, cancel or limit these privileges at any time. We will notify you if we do.

MAY I AUTHORIZE MY THIRD PARTY INVESTMENT ADVISOR TO MANAGE MY ACCOUNT?

Yes. You may engage your own investment advisor to manage your account. These investment advisors may be firms or persons who also are appointed by us, or whose affiliated broker-dealers are appointed by us, as authorized sellers of the Annuities. Even if this is the case, however, please note that the investment advisor you engage to provide advice and/or make transfers for you, is not acting on our behalf, but rather is acting on your behalf. We do not offer advice about how to allocate your Account Value under any circumstance. As such, we are not responsible for any recommendations such investment advisors make, any investment models or asset allocation programs they choose to follow or any specific transfers they make on your behalf. Please note that if you have engaged a third-party investment advisor to provide asset allocation services with respect to your Annuity, we may not allow you to elect an optional benefit that requires investment in an asset allocation Portfolio and/or that involves mandatory Account Value transfers (e.g. Highest Daily GRO).

It is your responsibility to arrange for the payment of the advisory fee charged by your investment advisor. Similarly, it is your responsibility to understand the advisory services provided by your investment advisor and the advisory fees charged for the services.

We or an affiliate of ours may provide administrative support to licensed, registered Financial Professionals or Investment advisors who you authorize to make financial transactions on your behalf. We may require Financial Professionals or investment advisors, who are authorized by multiple contract owners to make financial transactions, to enter into an administrative agreement with Prudential Annuities as a condition of our accepting transactions on your behalf. The administrative agreement may impose limitations on the Financial Professional’s or investment advisor’s ability to request financial transactions on your behalf. These limitations are intended to minimize the detrimental impact of a Financial Professional who is in a position to transfer large amounts of money for multiple clients in a particular Portfolio or type of portfolio or to comply with specific restrictions or limitations imposed by a Portfolio(s) of Prudential Annuities.

Please Note: Annuities where your Financial Professional or investment advisor has the authority to forward instruction on financial transactions are also subject to the restrictions on transfers between investment options that are discussed in the section entitled “ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?” Since transfer activity directed by a Financial Professional or third party investment adviser may result in unfavorable consequences to all contract owners invested in the affected options, we reserve the right to limit the investment options available to a particular Owner where such authority as described above has been given to a Financial Professional or investment advisor or impose other transfer restrictions we

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deem necessary. The administrative agreement may limit the available investment options, require advance notice of large transactions, or impose other trading limitations on your Financial Professional. Your Financial Professional will be informed of all such restrictions on an ongoing basis. We may also require that your Financial Professional transmit all financial transactions using the electronic trading functionality available through our Internet website (www.prudentialannuities.com).

Limitations that we may impose on your Financial Professional or investment advisor under the terms of the administrative agreement do not apply to financial transactions requested by an Owner on their own behalf, except as otherwise described in this Prospectus.

HOW DO THE FIXED ALLOCATIONS WORK?

We credit a fixed interest rate to the Fixed Allocation throughout a set period of time called a “Guarantee Period.” Fixed Allocations currently are offered with Guarantee Periods from 1 to 10 years. We may make Fixed Allocations of different durations available in the future, including Fixed Allocations offered exclusively for use with certain optional investment programs. Fixed Allocations may not be available in all states and may not always be available for all Guarantee Periods depending on market factors and other considerations.

The interest rate credited to a Fixed Allocation is the rate in effect when the Guarantee Period begins and does not change during the Guarantee Period. The rates are an effective annual rate of interest. We determine, in our sole discretion, the interest rates for the various Guarantee Periods. At the time that we confirm your Fixed Allocation, we will advise you of the interest rate in effect and the date your Fixed Allocation matures. We may change the rates we credit new Fixed Allocations at any time. Any change in interest rate does not affect Fixed Allocations that were in effect before the date of the change. To inquire as to the current rates for Fixed Allocations, please call 1-888-PRU-2888.

A Guarantee Period for a Fixed Allocation begins:

■	when all or part of a net Purchase Payment is allocated to that particular Guarantee Period;
■	upon transfer of any of your Account Value to a Fixed Allocation for that particular Guarantee Period; or
■	when you “renew” a Fixed Allocation by electing a new Guarantee Period.

To the extent permitted by law, we may establish different interest rates for Fixed Allocations offered to a class of Owners who choose to participate in various optional investment programs we make available. This may include, but is not limited to, Owners who elect to use Fixed Allocations under a dollar cost averaging program (see “Do You Offer Dollar Cost Averaging?”) or the Balanced Investment Program.

The interest rate credited to Fixed Allocations offered to this class of purchasers may be different than those offered to other purchasers who choose the same Guarantee Period but who do not participate in an optional investment program. Any such program is at our sole discretion.

Prudential Annuities offers Fixed Allocations with Guarantee Periods of 3 months or 6 months exclusively for use as a short-term Fixed Allocation (“Short-term Fixed Allocations”). Short-term Fixed Allocations may only be established with your initial Purchase Payment or additional Purchase Payments. You may not transfer existing Account Value to a Short-term Fixed Allocation. We reserve the right to terminate offering these special purpose Fixed Allocations at any time.

On the Maturity Date of the Short-term Fixed Allocation, the Account Value will be transferred to the Sub-account(s) you choose at the inception of the program. If no instructions are provided, such Account Value will be transferred to the AST Money Market Sub-account. Short-term Fixed Allocations may not be renewed on the Maturity Date. If you surrender the Annuity or transfer any Account Value from the Short-term Fixed Allocation to any other investment option before the end of the Guarantee Period, a Market Value Adjustment will apply.

HOW DO YOU DETERMINE RATES FOR FIXED ALLOCATIONS?

We do not have a specific formula for determining the fixed interest rates for Fixed Allocations. Generally the interest rates we offer for Fixed Allocations will reflect the investment returns available on the types of investments we make to support our fixed rate guarantees. These investment types may include cash, debt securities guaranteed by the United States government and its agencies and instrumentalities, money market instruments, corporate debt obligations of different durations, private placements, asset-backed obligations and municipal bonds. In determining rates we also consider factors such as the length of the Guarantee Period for the Fixed Allocation, regulatory and tax requirements, liquidity of the markets for the type of investments we make, commissions, administrative and investment expenses, our insurance risks in relation to the Fixed Allocations, general economic trends and competition. Some of these considerations are similar to those we consider in determining the Insurance Charge that we deduct from Account Value allocated to the Sub-accounts. For some of the same reasons that we deduct the Insurance Charge against the Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Allocations, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would.

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We will credit interest on a new Fixed Allocation in an existing Annuity at a rate not less than the rate we are then crediting to Fixed Allocations for the same Guarantee Period selected by new Annuity purchasers in the same class.

The interest rate we credit for a Fixed Allocation may be subject to a minimum. Please refer to the Statement of Additional Information. In certain states the interest rate may be subject to a minimum under state law or regulation.

HOW DOES THE MARKET VALUE ADJUSTMENT WORK?

If you transfer or withdraw Account Value from a MVA Fixed Allocation more than 30 days before the end of its Guarantee Period, we will adjust the value of your investment based on a formula, called a “Market Value Adjustment” or “MVA”. Under certain optional benefits (such as GRO and GRO Plus) a formula transfers amounts between the MVA Fixed Allocations and the Permitted Sub-accounts. The amount of any Market Value Adjustment can be either positive or negative, depending on the movement of a combination of Strip Yields on Strips and an Option-adjusted Spread (each as defined below) between the time that you purchase the Fixed Allocation and the time you make a transfer or withdrawal. The Market Value Adjustment formula compares the combination of Strip Yields for Strips and the Option-adjusted Spreads as of the date the Guarantee Period began with the combination of Strip Yields for Strips and the Option-adjusted Spreads as of the date the MVA is being calculated. Any Market Value Adjustment that applies will be subject to our rules for complying with applicable state law.

■	“Strips” are a form of security where ownership of the interest portion of United States Treasury securities are separated from ownership of the underlying principal amount or corpus.
■	“Strip Yields” are the yields payable on coupon Strips of United States Treasury securities.
■

“Option-adjusted Spread” is the difference between the yields on corporate debt securities (adjusted to disregard options on such securities) and government debt securities of comparable duration. We currently use the Merrill Lynch 1 to 10 year Investment Grade Corporate Bond Index of Option-adjusted Spreads.

MVA Formula

The MVA formula is applied separately to each MVA Fixed Allocation to determine the Account Value of the MVA Fixed Allocation on a particular date. The formula is as follows:

[(1+I) / (1+J+0.0010)]^(N/365)

where:

I is the Strip Yield as of the start date of the Guarantee Period for coupon Strips maturing at the end of the applicable Guarantee Period plus the Option-adjusted Spread. If there are no Strips maturing at that time, we will use the Strip Yield for the Strips maturing as soon as possible after the Guarantee Period ends.

J is the Strip Yield as of the date the MVA formula is being applied for coupon Strips maturing at the end of the applicable Guarantee Period plus the Option-adjusted Spread. If there are no Strips maturing at that time, we will use the Strip Yield for the Strips maturing as soon as possible after the Guarantee Period ends.

N is the number of days remaining in the original Guarantee Period.

The denominator of the MVA formula includes a factor, currently equal to 0.0010 or 0.10%. It is an adjustment that is applied when an MVA is assessed (regardless of whether the MVA is positive or negative) and, relative to when no factor is applied, will reduce the amount being surrendered or transferred from the MVA Fixed Allocation.

If you surrender your Annuity under the right to cancel provision, the MVA formula is:

[(1 + I)/(1 + J)]^(N/365)

MVA Examples

The following hypothetical examples show the effect of the MVA in determining Account Value. Assume the following:

■

You allocate $50,000 into a MVA Fixed Allocation (we refer to this as the “Allocation Date” in these examples) with a Guarantee Period of 5 years (we refer to this as the “Maturity Date” in these examples).

■	The Strip Yields for coupon Strips beginning on Allocation Date and maturing on Maturity Date plus the Option-adjusted Spread is 5.50% (I = 5.50%).
■	You make no withdrawals or transfers until you decide to withdraw the entire MVA Fixed Allocation after exactly three (3) years, at which point 730 days remain before the Maturity Date (N = 730).

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Example Of Positive MVA

Assume that at the time you request the withdrawal, the Strip Yields for Strips maturing on the Maturity Date plus the Option-adjusted Spread is 4.00% (J = 4.00%). Based on these assumptions, the MVA would be calculated as follows:

MVA Factor = [(1+I)/(1+J+0.0010)]^(N/365) = [1.055/1.041]2 /= 1.027078

Interim Value = $57,881.25

Account Value after MVA = Interim Value × MVA Factor = $59,448.56

Example Of Negative MVA

Assume that at the time you request the withdrawal, the Strip Yields for Strips maturing on the Maturity Date plus the Option-adjusted Spread is 7.00% (J = 7.00%). Based on these assumptions, the MVA would be calculated as follows:

MVA Factor = [(1+I)/(1+J+0.0010)]^(N/365) = [1.055/1.071]2 = 0.970345

Interim Value = $57,881.25

Account Value after MVA = Interim Value × MVA Factor = $56,164.78

WHAT HAPPENS WHEN MY GUARANTEE PERIOD MATURES?

The “Maturity Date” for a Fixed Allocation is the last day of the Guarantee Period (note that the discussion in this section of Guarantee Periods is not applicable to the DCA Fixed Allocations and the Benefit Fixed Rate Account). Before the Maturity Date, you may choose to renew the Fixed Allocation for a new Guarantee Period of the same or different length or you may transfer all or part of that Fixed Allocation’s Account Value to another Fixed Allocation or to one or more Sub-accounts. We will not charge a MVA if you choose to renew a Fixed Allocation on its Maturity Date or transfer the Account Value to one or more Sub-accounts. We will notify you before the end of the Guarantee Period about the fixed interest rates that we are currently crediting to all Fixed Allocations that are being offered. The rates being credited to Fixed Allocations may change before the Maturity Date.

If you do not specify how you want a Fixed Allocation to be allocated on its Maturity Date, we will then transfer the Account Value of the Fixed Allocation to the AST Money Market Sub-account. You can then elect to allocate the Account Value to any of the Sub-accounts or to a new Fixed Allocation.

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ACCESS TO ACCOUNT VALUE

WHAT TYPES OF DISTRIBUTIONS ARE AVAILABLE TO ME?

During the accumulation period you can access your Account Value through partial withdrawals, Systematic Withdrawals, and where required for tax purposes, Required Minimum Distributions. You can also surrender your Annuity at any time. Depending on your instructions we may deduct a portion of the Account Value being withdrawn or surrendered as a CDSC, if applicable. If you surrender your Annuity, in addition to any CDSC, we may deduct the Annual Maintenance Fee, any Tax Charge that applies and the charge for any optional benefits. We may also apply a Market Value Adjustment to MVA Fixed Allocations being withdrawn or surrendered. Certain amounts may be available to you each Annuity Year that are not subject to a CDSC. These are called “Free Withdrawals.” Unless you notify us differently, as permitted, withdrawals are taken pro-rata based on the Account Value in the investment options at the time we receive your withdrawal request. Each of these types of distributions is described more fully below.

ARE THERE TAX IMPLICATIONS FOR DISTRIBUTIONS FROM NON-QUALIFIED ANNUITIES?

During The Accumulation Period

A distribution during the accumulation period is deemed to come first from any “gain” in your Annuity and second as a return of your “tax basis”, if any. Distributions from your Annuity are generally subject to ordinary income taxation on the amount of any investment gain unless the distribution qualifies as a non-taxable exchange or transfer. If you take a distribution prior to the taxpayer’s age 59 1/2, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain. You may wish to consult a professional tax advisor for advice before requesting a distribution.

During The Annuitization Period

During the annuitization period, a portion of each annuity payment is taxed as ordinary income at the tax rate you are subject to at the time of the payment. The Code and regulations have “exclusionary rules” that we use to determine what portion of each annuity payment should be treated as a return of any tax basis you have in your Annuity. Once the tax basis in your Annuity has been distributed, the remaining annuity payments are taxable as ordinary income. The tax basis in your Annuity may be based on the tax-basis from a prior contract in the case of a 1035 exchange or other qualifying transfer.

There may also be tax implications on distributions from qualified Annuities. See “Tax Considerations” for information about qualified Annuities and for additional information about nonqualified Annuities.

CAN I WITHDRAW A PORTION OF MY ANNUITY?

Yes, you can make a withdrawal during the accumulation period.

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To meet liquidity needs, you can withdraw a limited amount from your Annuity during each Annuity Year without application of any CDSC. We call this the “Free Withdrawal” amount. The Free Withdrawal amount is not available if you choose to surrender your Annuity. Amounts withdrawn as a Free Withdrawal do not reduce the amount of CDSC that may apply upon a subsequent withdrawal or surrender of your Annuity. After any partial withdrawal, your Annuity must have a Surrender Value of at least $1,000, or we may treat the partial withdrawal request as a request to fully surrender your annuity. The minimum Free Withdrawal you may request is $100.

■	You can also make withdrawals in excess of the Free Withdrawal amount. The minimum partial withdrawal you may request is $100.

To determine if a CDSC applies to partial withdrawals, we:

1.	First determine what, if any, amounts qualify as a Free Withdrawal. These amounts are not subject to the CDSC.
2.	Next determine what, if any, remaining amounts are withdrawals of purchase payments. Amounts in excess of the Free Withdrawal amount will be treated as withdrawals of purchase payments unless all purchase payments have been previously withdrawn. These amounts are subject to the CDSC. Purchase payments are withdrawn on a first in, first out basis.
3.	Withdraw any remaining amounts from any other Account Value. These amounts are not subject to the CDSC.

You may request a withdrawal for an exact dollar amount after deduction of any CDSC that applies (called a “net withdrawal”) or request a gross withdrawal from which we will deduct any CDSC that applies, resulting in less money being payable to you than the amount you requested. If you request a net withdrawal, the amount deducted from your Account Value to pay the CDSC may also be subject to a CDSC.

Partial withdrawals may also be available following annuitization but only if you choose certain annuity payment options. (Note, however, that we do not permit commutation once annuity payments have commenced).

To request the forms necessary to make a withdrawal from your Annuity, call 1-888-PRU-2888 or visit our Internet Website at www.prudentialannuities.com.

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HOW MUCH CAN I WITHDRAW AS A FREE WITHDRAWAL?

The maximum Free Withdrawal amount during each Annuity Year is equal to 10% of all purchase payments that are subject to a CDSC. Withdrawals made within an Annuity Year reduce the Free Withdrawal amount available for the remainder of the Annuity Year. If you do not make a withdrawal during an Annuity Year, you are not allowed to carry over the Free Withdrawal amount to the next Annuity Year.

CAN I MAKE PERIODIC WITHDRAWALS FROM MY ANNUITY DURING THE ACCUMULATION PERIOD?

Yes. Our systematic withdrawal program is an administrative program designed for you to withdraw a specified amount from your Annuity on an automated basis at the frequency you select (“systematic withdrawals”). This program is available to you at no additional charge. We may cease offering this program or change the administrative rules related to the program at any time on a non-discriminatory basis.

You may not have a systematic withdrawal program, as described in this section, if you are receiving substantially equal periodic payments under Sections 72(t) and 72(q) of the Internal Revenue Code or Required Minimum Distributions.

You may terminate your systematic withdrawal program at any time. Ownership changes to, and assignment of, your Annuity will terminate any systematic withdrawal program on the Annuity as of the effective date of the change or assignment. Requesting partial withdrawals while you have a systematic withdrawal program may also terminate your systematic withdrawal program as described below.

Systematic withdrawals can be made from your Account Value allocated to the Sub-accounts or certain MVA Options. Please note that systematic withdrawals may be subject to any applicable CDSC and/or an MVA. We will determine whether a CDSC applies and the amount in the same way as we would for a partial withdrawal.

The minimum amount for each systematic withdrawal is $100. If any scheduled systematic withdrawal is for less than $100 (which may occur under a program that provides payment of an amount equal to the earnings in your Annuity for the period requested), we may postpone the withdrawal and add the expected amount to the amount that is to be withdrawn on the next scheduled systematic withdrawal.

If you do not have an optional benefit, we will withdraw systematic withdrawals from the Investment Options you have designated (your “designated Investment Options”). If you do not designate Investment Options for systematic withdrawals, we will withdraw systematic withdrawals pro rata based on the Account Value in the Investment Options at the time we pay out your withdrawal. “Pro rata” means that the percentage of each Investment Option withdrawn is the same percentage that the Investment Option bears to the total Account Value. For any scheduled systematic withdrawal for which you have elected a specific dollar amount and have specified percentages to be withdrawn from your designated Investment Options, if the amounts in your designated Investment Options cannot satisfy such instructions, we will withdraw systematic withdrawals pro rata (as described above) based on the Account Value across all of your Investment Options.

If you have a Guaranteed Lifetime Minimum Withdrawal Benefit or the Guaranteed Minimum Withdrawal Benefit (GMWB) and elect, or have elected, to receive withdrawals under the benefit using our systematic withdrawal program, please be advised of the current administrative rules associated with this program:

■	Excluding Lifetime Five and GMWB, systematic withdrawals must be taken from your Account Value on a pro rata basis from the Investment Options at the time we process each withdrawal.
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If you either have an existing or establish a new systematic withdrawal program for a) your Annual Income Amount, Annual Withdrawal Amount (only applicable to Lifetime Five), Protected Annual Withdrawal Amount (only applicable to GMWB) or LIA Amount (only applicable to a Lifetime Income Accelerator Benefit) or b) for a designated amount that is less than your Annual Income Amount or Protected Annual Withdrawal Amount, and we receive a request for a partial withdrawal from your Annuity in Good Order, we will process your partial withdrawal request and may cancel your systematic withdrawal program.

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If you either have or establish a new systematic withdrawal program for an amount greater than your Annual Income Amount, Protected Annual Withdrawal Amount or LIA Amount, it is important to note that these systematic withdrawals may result in Excess Income which will negatively impact your guaranteed withdrawal amounts available in future Annuity Years. Taking partial withdrawals in addition to your systematic withdrawal program will further increase the impact on your future guaranteed withdrawal amounts.

■	For a discussion of how a withdrawal of Excess Income would impact your optional living benefits, see “Living Benefits” later in this prospectus.

Gross Withdrawal or Net Withdrawal. Generally, you can request either a gross withdrawal or a net withdrawal. If, however, you are taking your withdrawal under your living benefit as described above through our Systematic Withdrawal program, you will only be permitted to take that withdrawal on a gross basis. In a gross withdrawal, you request a specific withdrawal amount with the understanding that the amount you actually receive is reduced by an applicable CDSC or tax withholding. In a net withdrawal, you request a withdrawal for an exact dollar amount with the understanding that any applicable deduction for CDSC or tax withholding is taken from your Account Value. This means that an amount greater than the amount of your requested withdrawal will be deducted

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from your Unadjusted Account Value. To make sure that you receive the full amount requested, we calculate the entire amount, including the amount generated due to the CDSC or tax withholding, that will need to be withdrawn. We then apply the CDSC or tax withholding to that entire amount. As a result, you will pay a greater CDSC or have more tax withheld if you elect a net withdrawal.

DO YOU OFFER A PROGRAM FOR WITHDRAWALS UNDER SECTION 72(t) OF THE INTERNAL REVENUE CODE?

Yes. If your Annuity is used as a funding vehicle for certain retirement plans that receive special tax treatment under Sections 401, 403(b), 408 or 408A of the Code, Section 72(t) of the Code may provide an exception to the 10% penalty tax on distributions made prior to age 59  1/2 if you elect to receive distributions as a series of “substantially equal periodic payments.” Distributions received under these provisions in any Annuity Year that exceed the maximum amount available as a free withdrawal will be subject to any applicable CDSC. We may apply a Market Value Adjustment to any MVA Fixed Allocations. To request a program that complies with Section 72(t), you must provide us with certain required information in writing on a form acceptable to us. We may require advance notice to allow us to calculate the amount of 72(t) withdrawals. The Surrender Value of your Annuity must be at least $20,000 before we will allow you to begin a program for withdrawals under Section 72(t). The minimum amount for any such withdrawal is $100 and payments may be made monthly, quarterly, semi-annually or annually.

You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments before age 59 1/2 that are not subject to the 10% penalty.

WHAT ARE REQUIRED MINIMUM DISTRIBUTIONS AND WHEN WOULD I NEED TO MAKE THEM?

(See “Tax Considerations” for a further discussion of Required Minimum Distributions.)

Required Minimum Distributions are a type of Systematic Withdrawal we allow to meet distribution requirements under Sections 401, 403(b) or 408 of the Code. Required Minimum Distribution rules do not apply to Roth IRAs during the Owner’s lifetime. Under the Code, you may be required to begin receiving periodic amounts from your Annuity. In such case, we will allow you to make Systematic Withdrawals in amounts that satisfy the Required Minimum Distribution rules under the Code. We do not assess a CDSC on Required Minimum Distributions from your Annuity if you are required by law to take such Required Minimum Distributions from your Annuity at the time it is taken, provided the amount withdrawn is the amount we calculate as the RMD and is paid out through a program of systematic withdrawals that we make available. However, a CDSC (if applicable) may be assessed on that portion of a Systematic Withdrawal that is taken to satisfy the Required Minimum Distribution provisions in relation to other savings or investment plans under other qualified retirement plans not maintained with Prudential Annuities. However, no MVA may be assessed on a withdrawal taken to meet RMD requirements applicable to your Annuity.

The amount of the Required Minimum Distribution for your particular situation may depend on other annuities, savings or investments. We will only calculate the amount of your Required Minimum Distribution based on the value of your Annuity. We require three (3) days advance written notice to calculate and process the amount of your payments. You may elect to have Required Minimum Distributions paid out monthly, quarterly, semi-annually or annually. The $100 minimum amount that applies to Systematic Withdrawals applies to monthly Required Minimum Distributions but does not apply to Required Minimum Distributions taken out on a quarterly, semi-annual or annual basis.

You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a continued means of receiving income payments and satisfying the Required Minimum Distribution provisions under the Code.

Please see “Highest Daily Lifetime 6 Plus” under the subsection “Required Minimum Distributions” for further information relating to Required Minimum Distributions if you own that benefit.

CAN I SURRENDER MY ANNUITY FOR ITS VALUE?

Yes. During the accumulation period you can surrender your Annuity at any time. Upon surrender, you will receive the Surrender Value. Upon surrender of your Annuity, you will no longer have any rights under the surrendered Annuity.

For purposes of calculating any applicable CDSC on surrender, the purchase payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior withdrawals under the Free Withdrawal provision or if your Account Value has declined in value due to negative market performance. In that scenario, we would determine the CDSC amount as the applicable percentage of the Purchase Payments being withdrawn, rather than as a percentage of the remaining Account Value or withdrawal request. Thus, the CDSC would be greater than if it were calculated as a percentage of remaining Account Value or withdrawal amount. We may apply a Market Value Adjustment to any MVA Fixed Allocations.

Under certain annuity payment options, you may be allowed to surrender your Annuity for its then current value.

To request the forms necessary to surrender your Annuity, call 1-888-PRU-2888 or visit our Internet Website at www.prudentialannuities.com.

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We apply as a threshold, in certain circumstances, a minimum Surrender Value of $1,000. If you purchase an Annuity without a lifetime guaranteed minimum withdrawal benefit, we will not allow you to take any withdrawals that would cause your Annuity’s Account Value, after taking the withdrawal, to fall below the minimum Surrender Value. Likewise, if you purchase an Annuity with certain lifetime guaranteed minimum withdrawal benefits, we will not allow you to take a Non-Lifetime Withdrawal (see “Living Benefits”) that would cause your Annuity’s Account Value, after taking the withdrawal, to fall below the minimum Surrender Value.

WHAT IS A MEDICALLY-RELATED SURRENDER AND HOW DO I QUALIFY?

Where permitted by law, you may request to surrender all or part of your Annuity prior to the Annuity Date without application of any otherwise applicable CDSC upon occurrence of a medically-related “Contingency Event” as described below (a “Medically-Related Surrender”). The requirements of such a surrender and waiver may vary by state.

We may apply a Market Value Adjustment to any MVA Fixed Allocations. If you request a full surrender, the amount payable will be your Account Value minus, with respect to Optimum Plus, (a) the amount of any Credits applied within 12 months prior to your request to surrender your Annuity under this provision (or as otherwise stipulated by applicable State law); and (b) the amount of any Credits added in conjunction with any Purchase Payments received after our receipt of your request for a Medically-Related Surrender (e.g. Purchase Payments received at such time pursuant to a salary reduction program). With respect to partial surrenders, we similarly reserve the right to take back Credits as described above (if allowed by State law).

This waiver of any applicable CDSC is subject to our rules in place at the time of your request, which currently include but are not limited to the following:

■	The Annuitant must have been named or any change of Annuitant must have been accepted by us, prior to the “Contingency Event” described below in order to qualify for a Medically-Related Surrender;
■	the Annuitant must be alive as of the date we pay the proceeds of such surrender request;
■	if the Owner is one or more natural persons, all such Owners must also be alive at such time;
■	we must receive satisfactory proof of the Annuitant’s confinement in a Medical Care Facility or Fatal Illness in writing on a form satisfactory to us; and
■	no additional Purchase Payments can be made to the Annuity

A “Contingency Event” occurs if the Annuitant is:

■	first confined in a “Medical Care Facility” while your Annuity is in force and remains confined for at least 90 days in a row; or
■	first diagnosed as having a “Fatal Illness” while your Annuity is in force.

The definitions of “Medical Care Facility” and “Fatal Illness,” as well as additional terms and conditions, are provided in your Annuity. Specific details and definitions in relation to this benefit may differ in certain jurisdictions. This waiver is not available in Massachusetts.

WHAT TYPES OF ANNUITY OPTIONS ARE AVAILABLE?

We currently make available annuity options that provide fixed annuity payments. Your Annuity provides certain fixed annuity payment options. We do not guarantee to continue to make available or any other option other than the fixed annuity payment options set forth in your Annuity. Fixed options provide the same amount with each payment. Adjustable options provide a fixed payment that is periodically adjusted based on current interest rates. Please refer to the “Living Benefits” section below for a description of annuity options that are available when you elect one of the living benefits. For additional information on annuity payment options you may request a Statement of Additional Information. You must annuitize your entire Account Value; partial annuitizations are not allowed.

You may choose an Annuity Date, an annuity option and the frequency of annuity payments. You may change your choices before the Annuity Date under the terms of your contract. A maximum Annuity Date may be required by law or under the terms of your Annuity. The Annuity Date may depend on the annuity option you choose. Certain annuity options may not be available depending on the age of the Annuitant. See section below entitled “How and When Do I Choose the Annuity Payment Option?”

Certain of these annuity options may be available as “settlement options” to Beneficiaries who choose to receive the Death Benefit proceeds as a series of payments instead of a lump sum payment.

Please note, with respect to Optimum Plus, you may not annuitize within the first three Annuity Years and with respect to Optimum and Optimum Four, you may not annuitize within the first Annuity Year.

For Beneficiary Annuities, no annuity payments are available and all references to an Annuity Date are not applicable.

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Option 1

Payments for Life: Under this option, income is payable periodically until the death of the “Key Life”. The “Key Life” (as used in this section) is the person or persons upon whose life annuity payments are based. No additional annuity payments are made after the death of the key life. Since no minimum number of payments is guaranteed, this option offers the largest amount of periodic payments of the life contingent annuity options. It is possible that only one payment will be payable if the death of the Key Life occurs before the date the second payment was due, and no other payments nor death benefits would be payable. Under this option, you cannot make a partial or full surrender of the annuity.

Option 2

Payments Based on Joint Lives: Under this option, income is payable periodically during the joint lifetime of two key lives, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the survivor’s death. No minimum number of payments is guaranteed under this option. It is possible that only one payment will be payable if the death of all the Key Lives occurs before the date the second payment was due, and no other payments or death benefits would be payable. Under this option, you cannot make a partial or full surrender of the annuity.

Option 3

Payments for Life with a Certain Period: Under this option, income is payable until the death of the Key Life. However, if the key life dies before the end of the period selected (5, 10 or 15 years), the remaining payments are paid to the Beneficiary until the end of such period. Under this option, you cannot make a partial or full surrender of the annuity. If this Annuity is issued as a Qualified Annuity contract and annuity payments begin after age 92, then this Option will be modified to permit a period certain that will end no later than the life expectancy of the annuitant defined under the IRS Required Minimum Distribution tables.

Option 4

Fixed Payments for a Certain Period: Under this option, income is payable periodically for a specified number of years. If the payee dies before the end of the specified number of years, the remaining payments are paid to the Beneficiary until the end of such period. Note that under this option, payments are not based on any assumptions of life expectancy. Therefore, that portion of the Insurance Charge assessed to cover the risk that key lives outlive our expectations provides no benefit to an Owner selecting this option. Under this option, you cannot make a partial or full surrender of the annuity.

We may make different annuity and settlement options available in the future. We do not guarantee to continue to make available any other option other than the fixed annuity payment options set forth in your contract.

HOW AND WHEN DO I CHOOSE THE ANNUITY PAYMENT OPTION?

Unless prohibited by law, we require that you elect either a life annuity or an annuity with a certain period of at least 5 years if any CDSC would apply were you to surrender your Annuity on the Annuity Date. Certain annuity payment options may not be available if your Annuity Date occurs during the period that a CDSC would apply.

You have a right to choose your Annuity Date provided it is no later than the maximum Annuity Date that may be required by law or under the terms of your Annuity.

For Annuities issued prior to November 20, 2006:

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if you do not provide us with your Annuity Date, a default date for the Annuity Date will be the first day of the calendar month following the later of the Annuitant’s 85th birthday or the fifth anniversary of our receipt of your request to purchase an Annuity; and

■	unless you instruct us otherwise, the annuity payments, where allowed by law, will be calculated on a fixed basis under Option 3, Payments for Life with 10 years certain.

If you choose to defer the Annuity Date beyond the default date, the IRS may not consider your contract to be an annuity under the tax law. If that should occur, all gain in your Annuity at that time will become immediately taxable to you. Further, each subsequent year’s increase in Account Value would be taxable in that year. By choosing to continue to defer after the default date, you will assume the risk that your Annuity will not be considered an annuity for federal income tax purposes.

For Annuities issued on or after November 20, 2006:

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Unless we agree otherwise, the Annuity Date you choose must be no later than the first day of the calendar month coinciding with or next following the oldest Owner’s or Annuitant’s 95th birthday, whichever occurs first, and the fifth anniversary of the Issue Date.

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If you do not provide us with your Annuity Date, the maximum date as described above will be the default date; and, unless you instruct us otherwise, we will pay you the annuity payments and the annuity payments, where allowed by law, will be calculated on a fixed basis under Option 3, Payments for Life with 10 years certain

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Please note that annuitization essentially involves converting your Account Value to an annuity payment stream, the length of which depends on the terms of the applicable annuity option. Thus, once annuity payments begin, your death benefit is determined solely under the terms of the applicable annuity payment option, and you no longer participate in any optional living benefit (unless you have annuitized under that benefit).

HOW ARE ANNUITY PAYMENTS CALCULATED?

Fixed Annuity Payments

If you choose to receive fixed annuity payments, you will receive equal fixed-dollar payments throughout the period you select. The amount of the fixed payment will vary depending on the annuity payment option and payment frequency you select. Generally, the first annuity payment is determined by multiplying the Account Value, minus any state premium taxes that may apply, by the factor determined from our table of annuity rates. The table of annuity rates differs based on the type of annuity chosen and the frequency of payment selected. Our rates will not be less than our guaranteed minimum rates. These guaranteed minimum rates are derived from the a2000 Individual Annuity Mortality Table with an assumed interest rate of 3% per annum. Where required by law or regulation, such annuity table will have rates that do not differ according to the gender of the Key Life. Otherwise, the rates will differ according to the gender of the Key Life.

Adjustable Annuity Payments

We may make an adjustable annuity payment option available. Adjustable annuity payments are calculated similarly to fixed annuity payments except that on every fifth (5th) anniversary of receiving annuity payments, the annuity payment amount is adjusted upward or downward depending on the rate we are currently crediting to annuity payments. The adjustment in the annuity payment amount does not affect the duration of remaining annuity payments, only the amount of each payment.

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LIVING BENEFITS

DO YOU OFFER BENEFITS DESIGNED TO PROVIDE INVESTMENT PROTECTION FOR OWNERS WHILE THEY ARE ALIVE?

Prudential Annuities offers different optional benefits, for an additional charge, that can provide retirement income protection for Owners while they are alive. Optional benefits are not available if your Annuity is held as a Beneficiary Annuity. Notwithstanding the additional protection provided under the optional Living Benefits, the additional cost has the impact of reducing net performance of the investment options. Each optional benefit offers a distinct type of guarantee, regardless of the performance of the Sub-accounts, that may be appropriate for you depending on the manner in which you intend to make use of your Annuity while you are alive. Depending on which optional benefit you choose, you can have flexibility to invest in the Sub-accounts while:

■	protecting a principal amount from decreases in value as of specified future dates due to investment performance;
■	taking withdrawals with a guarantee that you will be able to withdraw not less than a guaranteed benefit base over time;
■	guaranteeing a minimum amount of growth will be applied to your principal, if it is to be used as the basis for certain types of lifetime income payments or lifetime withdrawals; or
■	providing spousal continuation of certain benefits.

The “living benefits” are as follows:

Guaranteed Return Option Plus II (GRO Plus II)

Highest Daily Guaranteed Return Option II (HD GRO II)

Guaranteed Return Option (GRO)1

Guaranteed Return Option Plus (GRO Plus)1

Guaranteed Return Option Plus 2008 (GRO Plus 2008)1

Highest Daily Guaranteed Return Option (Highest Daily GRO)1

Guaranteed Minimum Withdrawal Benefit (GMWB)1

Guaranteed Minimum Income Benefit (GMIB)1

Lifetime Five Income Benefit and Spousal Lifetime Five Income Benefit1

Highest Daily Lifetime Five Income Benefit1

Highest Daily Lifetime Seven Income Benefit1

Spousal Highest Daily Lifetime Seven Income Benefit1

Highest Daily Lifetime Seven with Beneficiary Income Option Income Benefit1

Highest Daily Lifetime Seven with Lifetime Income Accelerator Income Benefit1

Spousal Highest Daily Lifetime Seven with Beneficiary Income Option Income Benefit1

Highest Daily Lifetime 7 Plus Income Benefit1

Spousal Highest Daily Lifetime 7 Plus Income Benefit1

Highest Daily Lifetime 7 Plus with Beneficiary Income Option Benefit1

Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator Benefit1

Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option Benefit1

Highest Daily Lifetime 6 Plus Income Benefit1

Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator1

Spousal Highest Daily Lifetime 6 Plus Income Benefit1

(1)	No longer available for new elections.

Here is a general description of each kind of living benefit that exists under this Annuity:

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Guaranteed Minimum Accumulation Benefits. The common characteristic of these benefits is that a specified amount of your annuity value is guaranteed at some point in the future. For example, under our Highest Daily GRO II benefit, we make an initial guarantee that your annuity value on the day you start the benefit will not be any less ten years later. If your annuity value is less on that date, we use our own funds to give you the difference. Because the guarantee inherent in the guaranteed minimum accumulation benefit does not take effect until a specified number of years into the future, you should elect such a benefit only if your investment time horizon is of at least that duration. Please note that these guaranteed minimum accumulation benefits require your participation in certain predetermined mathematical formulas that may transfer your Account Value between certain permitted Sub-accounts and a bond portfolio Sub-account (or MVA Fixed Allocations, for certain of the benefits). The portfolio restrictions and the use of each formula may reduce the likelihood that we will be required to make payments to you under the living benefits.

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Guaranteed Minimum Income Benefit or (“GMIB”). As discussed elsewhere in this Prospectus, you have the right under your annuity to ask us to convert your accumulated annuity value into a series of annuity payments. Generally, the smaller the amount of your annuity value, the smaller the amount of your annuity payments. GMIB addresses this risk, by guaranteeing a certain amount of appreciation in the amount used to produce annuity payments. Thus, even if your annuity value goes down in value, GMIB guarantees that the amount we use to determine the amount of the annuity payments will go up in value by the prescribed amount. You should select GMIB only if you are prepared to delay your annuity payments for the required waiting period and if you anticipate needing annuity payments. This benefit is no longer available for new elections.

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Guaranteed Minimum Withdrawal Benefit or (“GMWB”). This benefit is designed for someone who wants to access the annuity’s value through withdrawals over time, rather than by annuitizing. This benefit guarantees that a specified amount will be available for withdrawal over time, even if the value of the annuity itself has declined. Please note that there is a maximum Annuity Date under your Annuity, by which date annuity payments must commence. This benefit is no longer available for new elections.

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Lifetime Guaranteed Minimum Withdrawal Benefits. These benefits also are designed for someone who wants to access the annuity’s value through withdrawals over time, rather than by annuitizing. These benefits differ, however, in that the withdrawal amounts are guaranteed for life (or until the second to die of spouses). The way that we establish the guaranteed amount that, in turn, determines the amount of the annual lifetime payments varies among these benefits. Under our Highest Daily Lifetime 6 Plus benefit, for example, the guaranteed amount generally is equal to your highest daily Account Value, appreciated at six percent annually. Please note that there is a maximum Annuity Date under your Annuity, by which date annuity payments must commence. Certain of these benefits are no longer available for new elections. Under any of the Guaranteed Lifetime Withdrawal Benefits (e.g., Highest Daily Lifetime 6 Plus), withdrawals in excess of the Annual Income Amount, called “Excess Income,” will result in a permanent reduction in future guaranteed withdrawal amounts. If you purchased your contract in New York and wish to withdraw Excess Income but are uncertain how it will impact your future guaranteed withdrawal amounts, you may contact us prior to requesting the withdrawal to obtain a personalized, transaction-specific calculation showing the effect of taking the withdrawal.

Finally, please note that certain of these benefits require your participation in a predetermined mathematical formula that may transfer your Account Value between certain permitted Sub-accounts and a bond portfolio Sub-account (or the general account, for one of the benefits). Although not guaranteed, the optional living benefit investment requirements and the applicable formula are designed to reduce the difference between your Account Value and our liability under the benefit. Minimizing such difference generally benefits us by decreasing the risk that we will use our own assets to make benefit payments to you. Though the investment requirements and formulas are designed to reduce risk, they do not guarantee any appreciation of your Account Value. In fact, they could mean that you miss appreciation opportunities in other investment options. We are not providing you with investment advice through the use of any of the formulas. In addition, the formulas do not constitute an investment strategy that we are recommending to you.

In general, with respect to our lifetime guaranteed withdrawal benefits (e.g., Highest Daily Lifetime 6 Plus), please be aware that although a given withdrawal may qualify as a free withdrawal for purposes of not incurring a CDSC, the amount of the withdrawal could exceed the Annual Income Amount under the benefit and thus be deemed “Excess Income” – thereby reducing your Annual Income Amount for future years.

Please refer to the benefit descriptions that follow for a complete description of the terms, conditions and limitations of each optional benefit. Investment restrictions apply if you elect certain optional living benefits. We reserve the right to terminate such benefit if you allocate funds into non-permitted Investment Options. You should consult with your Financial Professional to determine if any of these optional benefits may be appropriate for you based on your financial needs. There are many factors to consider, but we note that among them you may want to evaluate the tax implications of these different approaches to meeting your needs, both between these benefits and in comparison to other potential solutions to your needs (e.g., comparing the tax implications of the withdrawal benefit and annuity payments).

Termination of Existing Benefits and Election of New Benefits

If you currently own an Annuity with an optional living benefit that is terminable, you may terminate the benefit rider and elect one of the currently available benefits, subject to availability of the benefit at that time and our then current rules. There is currently no waiting period (you may elect a new benefit beginning on the next Valuation Day) to elect any living benefit once a living benefit is terminated provided that the benefit being elected is available for election post-issue. We reserve the right to waive, change and/or further limit availability and election frequencies in the future. Check with your Financial Professional regarding the availability of re-electing or electing a benefit and any waiting period. The benefit you re-elect or elect may be more expensive than the benefit you are terminating. Note that once you terminate an existing benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. You should carefully consider whether terminating your existing benefit and electing a new benefit is appropriate for you.

Certain living benefits involve your participation in a pre-determined mathematical formula that may transfer your Account Value between the Sub-accounts you have chosen and certain bond portfolio Sub-accounts of AST and/or our general account. The formulas may differ among the living benefits that employ a formula. Such different formulas may result in different transfers of Account Value over time.

Prior to a recent Supreme Court decision, and consistent with Section 3 of the federal Defense of Marriage Act (“DOMA”), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in United States v. Windsor, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing for federal law purposes a valid same sex marriage. The Windsor decision means that the favorable tax benefits afforded by the federal tax law to an opposite sex spouse under the Internal Revenue Code (IRC) are now available to a same sex spouse.

On August 29, 2013, the Internal Revenue Service (“IRS”) issued guidance on its position regarding same sex marriages for federal tax purposes. If a couple is married in a jurisdiction (including a foreign country) that recognizes same sex marriages, that marriage will be recognized for all federal tax purposes regardless of the law in the jurisdiction where they reside. However, the IRS did not

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recognize civil unions and registered domestic partnerships as marriages for federal tax purposes. Currently, if a state does not recognize a civil union or a registered domestic partnership as a marriage, it is not a marriage for federal tax purposes.

There are several unanswered questions regarding the scope and impact of the Windsor case both as to the application of federal and state tax law. Absent further guidance from a state to the contrary, we will tax report and withhold at the state level consistent with the characterization of a given transaction under federal tax law (for example, a tax free rollover).

Please consult with your tax or legal advisor before electing the Spousal Benefit for a same sex spouse or civil union partner.

GUARANTEED RETURN OPTION PLUS II (GRO Plus II)

You can elect this benefit on the Issue Date of your Annuity, or at any time thereafter if available. In addition, you may cancel GRO Plus II and then re-elect the benefit beginning on the next Valuation Day if available, provided that your Account Value is allocated as required by the benefit and you otherwise meet our eligibility rules. If you cancel the benefit, you lose all guarantees that you had accumulated under the benefit. The initial guarantee under the newly-elected benefit will be based on your current Account Value at the time the new benefit becomes effective on your Annuity. GRO Plus II is not available if you participate in any other optional living benefit. However, GRO Plus II may be elected together with any optional death benefit, other than the Highest Daily Value Death Benefit. As detailed below under “Key Feature – Allocation of Account Value”, your participation in this benefit among other things entails your participation in a program that, as dictated by a predetermined mathematical formula, may transfer your Account Value between your elected Sub-accounts and an AST bond portfolio Sub-account.

Under GRO Plus II, we guarantee that the Account Value on the date that the benefit is added to your Annuity (adjusted for subsequent purchase payments and withdrawals as detailed below) will not be any less than that original value on the seventh anniversary of benefit election and each anniversary thereafter. We refer to this initial guarantee as the “base guarantee.” In addition to the base guarantee, GRO Plus II offers the possibility of an enhanced guarantee. You may “manually” lock in an enhanced guarantee once per “benefit year” (i.e., a year beginning on the date you acquired the benefit and each anniversary thereafter) if your Account Value on that Valuation Day exceeds the amount of any outstanding base guarantee or enhanced guarantee. If you elect to manually lock-in an enhanced guarantee on an anniversary of the effective date of the benefit, that lock-in will not count toward the one elective manual lock-in you may make each benefit year. We guarantee that the Account Value locked-in by that enhanced guarantee will not be any less seven years later, and each anniversary of that date thereafter. In addition, you may elect an automatic enhanced guarantee feature under which, if your Account Value on a benefit anniversary exceeds the highest existing guarantee by 7% or more, we guarantee that such Account Value will not be any less seven benefit anniversaries later and each benefit anniversary thereafter. You may maintain only one enhanced guarantee in addition to your base guarantee. Thus, when a new enhanced guarantee is created, it cancels any existing enhanced guarantee. However, the fact that an enhanced guarantee was effected automatically on a benefit anniversary does not prevent you from “manually” locking-in an enhanced guarantee during the ensuing benefit year. Conversely, the fact that you “manually” locked in an enhanced guarantee does not preclude the possibility of an automatic enhanced guarantee on the subsequent benefit anniversary. Please note that upon creation of a new enhanced guarantee, an immediate transfer to an AST bond portfolio Sub-account (which is used as part of this benefit) may occur depending on the discount rate (as described below) used to determine the present value of each of your guarantees. You may elect to terminate an enhanced guarantee without also terminating the base guarantee. If you do, any amounts held in the AST bond portfolio Sub-account with respect to that enhanced guarantee will be transferred to your other Sub-accounts in accordance with your most recent allocation instructions (see below “Key Feature – Allocation of Account Value”). Amounts held in an AST bond portfolio Sub-account with respect to the base guarantee will not be transferred as a result of the termination of an enhanced guarantee. You may not lock in an enhanced guarantee, either manually or through our optional automatic program, within seven years of the date by which annuity payments must commence under the terms of your Annuity (please see “How and When Do I Choose The Annuity Payment Option?” for further information on your maximum Annuity Date). The inability to lock in an enhanced guarantee referenced in the immediately preceding sentence also applies to a new Owner who has acquired the Annuity from the original Owner.

In general, we refer to a date on which the Account Value is guaranteed to be present as the “maturity date”. If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the AST bond portfolio Sub-account used with this benefit and described below) in accordance with your most recent allocation instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts on a pro rata basis, unless your Account Value is being allocated according to an asset allocation program, in such case your Account Value will be transferred according to the program. The guarantees provided by the benefit exist only on the applicable maturity date(s). However, due to the ongoing monitoring of your Account Value, and the transfer of Account Value to support our future guarantees, the benefit may provide some protection from significant Sub-account losses. For this same reason, the benefit may limit your ability to benefit from Sub-account increases while it is in effect.

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We increase both the base guarantee and any enhanced guarantee by the amount of each Purchase Payment (including any associated purchase Credits) made subsequent to the date that the guarantee was established. For example, if the effective date of the benefit was January 1, 2010 and the Account Value was $100,000 on that date, then a $30,000 Purchase Payment made on March 30, 2011 would increase the base guarantee amount to $130,000.

If you make a withdrawal (including any CDSC), we effect a proportional reduction to each existing guarantee amount. We calculate a proportional reduction by reducing each existing guarantee amount by the percentage represented by the ratio of the withdrawal amount (including any CDSC) to your Account Value immediately prior to the withdrawal.

If you make a withdrawal, we will deduct the withdrawal amount pro rata from each of your Sub-accounts (including the AST bond portfolio Sub-account used with this benefit).

Any partial withdrawal for payment of any third party investment advisory service will be treated as a withdrawal, and will reduce each guarantee amount proportionally, in the manner indicated above.

EXAMPLE

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of a withdrawal on each guarantee amount under this benefit.

Assume the following:

■	The Issue Date is December 1, 2010
■	The benefit is elected on December 1, 2010
■	The Account Value on December 1, 2010 is $200,000, which results in a base guarantee of $200,000
■	An enhanced guarantee amount of $300,000 is locked in on December 1, 2011
■	The Account Value immediately prior to the withdrawal is equal to $300,000
■

For purposes of simplifying these assumptions, we assume hypothetically that no CDSC is applicable (in general, a CDSC could be inapplicable based on the Free Withdrawal provision, if the withdrawal was within the CDSC period)

If a withdrawal of $50,000 is taken on December 15, 2011, all guarantee amounts will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

Here is the calculation (figures are rounded):

Withdrawal Amount	$50,000
Divided by Account Value before withdrawal	$300,000
Equals ratio	16.67%
All guarantees will be reduced by the above ratio (16.67%)
Base guarantee amount	$166,667
Enhanced guarantee amount	$250,000

Key Feature – Allocation of Account Value

We limit the Sub-accounts to which you may allocate Account Value if you elect GRO Plus II. For purposes of this benefit, we refer to those permitted investment options (other than the required bond portfolio Sub-accounts discussed below) as the “Permitted Sub-accounts.”

GRO Plus II uses a predetermined mathematical formula to help manage your guarantees through all market cycles. Because the formula is made part of your Rider schedule supplement, the formula applicable to you may not be altered once you elect the benefit. However, subject to regulatory approval, we do reserve the right to amend the formula for newly-issued Annuities that elect or re-elect GRO Plus II and for existing Annuities that elect the benefit post-issue. This required formula helps us manage our financial exposure under GRO Plus II, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve the value of these assets, by transferring them to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to the Sub-accounts corresponding to these bond portfolios collectively as the "AST bond portfolio Sub-accounts". The formula also contemplates the transfer of Account Value from an AST bond portfolio Sub-account to the other Sub-accounts in certain other scenarios. The formula is set forth in Appendix M of this prospectus, and applies to both (a) GRO Plus II and (b) elections of HD GRO II made prior to July 16, 2010.. A summary description of each AST bond portfolio Sub-account appears within the section entitled “What Are The Investment Objectives and Policies Of The Portfolios?”. You can find a copy of the AST bond portfolio prospectus by going to www.prudentialannuities.com.

For purposes of operating the GRO Plus II formula, we have included within this Annuity several AST bond portfolio Sub-accounts. Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2020, an AST bond portfolio whose underlying

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investments generally mature in 2021, and so forth. As discussed below, the formula determines the appropriate AST bond portfolio Sub-Account to which Account Value is transferred. We will introduce new AST bond portfolio Sub-accounts in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit (and the Highest Daily GRO benefits). If you have elected GRO Plus II, you may have Account Value allocated to an AST bond portfolio Sub-account only by operation of the predetermined mathematical formula, and thus you may not allocate purchase payments to or make transfers to or from such a Sub-account. Please see the prospectus for the Advanced Series Trust for more information about each AST bond portfolio used with this benefit.

Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. On any day a transfer into or out of the AST bond portfolio Sub-account is made the formula may dictate that a transfer out of one AST bond portfolio Sub-account be made into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the “current liability”, as described below. As indicated, the AST bond portfolio Sub-accounts are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, in accordance with the formula applicable to you under the benefit, we determine which AST bond portfolio Sub-account your Account Value is transferred to, and under what circumstances a transfer is made. Please note that upon creation of a new enhanced guarantee, an immediate transfer to the AST Bond Portfolio Sub-account associated with the “current liability” may occur, depending on the discount rate (as described in the next paragraph) used to determine the present value of each of your guarantees. As such, a low discount rate could cause a transfer of Account Value into an AST bond portfolio Sub-account, despite the fact that your Account Value had increased.

In general, the formula works as follows. On each Valuation Day, the formula automatically performs an analysis with respect to each guarantee that is outstanding. For each outstanding guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable “discount rate”, would equal the applicable guarantee amount on the maturity date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing that interest rate by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the “current liability” in the formula. The formula compares the current liability to the amount of your Account Value held within the AST bond portfolio Sub-account and to your Account Value held within the Permitted Sub-accounts. If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount held within the Permitted Sub-accounts, exceeds an upper target value (currently, 85%), then the formula will make a transfer into the AST bond portfolio Sub-account, in the amount dictated by the formula (subject to the 90% cap discussed below). If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount within your other Sub-accounts, is less than a lower target value (currently, 79%), then the formula will transfer Account Value within the AST bond portfolio Sub-account into the Permitted Sub-accounts in the amount dictated by the formula.

The formula will not execute a transfer to the AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the AST bond portfolio Sub-account (“90% cap”). Thus, on any Valuation Day, if the formula would require a transfer to the AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the AST bond portfolio Sub-account will not be made (regardless of the performance of the AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST bond portfolio Sub-account. Once this transfer occurs out of the AST bond portfolio Sub-account, future amounts may be transferred to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have elected, your Account Value could be more than 90% invested in the AST bond portfolio Sub-account. If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST bond portfolio Sub-account at least until there is first a transfer out of the AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the AST bond portfolio Sub-account (at least until there is first a transfer out of the AST bond portfolio Sub-account).

For example,

■

March 19, 2010 – a transfer is made to the AST bond portfolio Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

■

March 20, 2010 – you make an additional purchase payment of $10,000. No transfers have been made from the AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2010.

■

On March 20, 2010 (and at least until first a transfer is made out of the AST bond portfolio Sub-account under the formula) – the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST bond portfolio

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Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the AST bond portfolio Sub-account).
■

Once there is a transfer out of the AST bond portfolio Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST bond portfolio Sub-account as dictated by the formula.

As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees, as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts. Therefore, at any given time, some, none, or most of your Account Value may be allocated to the AST bond portfolio Sub-accounts.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST bond portfolio Sub-accounts pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

■	The difference between your Account Value and your guarantee amount(s);
■	The amount of time until the maturity of your guarantee(s);
■	The amount invested in, and the performance of, the Permitted Sub-accounts;
■	The amount invested in, and the performance of, the AST bond portfolio Sub-accounts;
■	The discount rate used to determine the present value of your guarantee(s);
■	Additional purchase payments, if any, that you make to the Annuity; and
■	Withdrawals, if any, taken from the Annuity.

Any amounts invested in the AST bond portfolio Sub-accounts will affect your ability to participate in a subsequent market recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the market recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected. The AST bond portfolio Sub-accounts are available only with these benefits, and you may not allocate purchase payments to or transfer Account Value to or from the AST bond portfolio Sub-accounts.

Transfers under the formula do not impact any guarantees under the benefit that have already been locked-in.

Election/Cancellation of the Benefit

GRO Plus II can be elected on the Issue Date of your Annuity, or on any Valuation Day thereafter, provided that your Account Value is allocated in a manner permitted with the benefit and that you otherwise meet our eligibility rules. You may elect GRO Plus II only if the oldest of the Owner and Annuitant is 84 or younger on the date of election (80 or younger, in New York). If you currently participate in a living benefit that may be cancelled, you may terminate that benefit at any time and elect GRO Plus II. However you will lose all guarantees that you had accumulated under those benefits. The base guarantee under GRO Plus II will be based on your current Account Value at the time the new benefit becomes effective on your Annuity.

GRO Plus II will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or (d) upon full surrender of the Annuity. If you elect to terminate the benefit, GRO Plus II will no longer provide any guarantees. The charge for the GRO Plus II benefit will no longer be deducted from your Account Value upon termination of the benefit.

If you wish, you may cancel the GRO Plus II benefit. You may also cancel an enhanced guarantee, but leave the base guarantee intact. Upon cancellation, you may elect any other currently available living benefit beginning on the next Valuation Day after you have cancelled the GRO Plus II benefit, provided that your Account Value is allocated in a manner permitted with the benefit and that you otherwise meet our eligibility rules. Upon cancellation of the GRO Plus II benefit, any Account Value allocated to the AST bond portfolio Sub-account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro rata (i.e., in direct proportion to your current allocations). Upon your re-election of GRO Plus II, Account Value may be transferred between the AST bond portfolio Sub-accounts and the Permitted Sub-accounts according to the predetermined mathematical formula (see “Key Feature – Allocation of Account Value” above for more details). It is possible that over time the formula could transfer some, none, or most of the Account Value to the AST bond portfolio Sub-accounts under GRO Plus II. You also should be aware that upon cancellation of the GRO Plus II benefit, you will lose all guarantees that you had accumulated under the benefit. Thus, the guarantees under any newly-elected benefit will be based on your current Account Value at benefit effectiveness. The benefit you elect or re-elect may be more expensive than

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the benefit you cancel. Once the GRO Plus II benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the GRO Plus II benefit provided that the benefit you are looking to elect is available on a post-issue basis.

Special Considerations under GRO Plus II

This benefit is subject to certain rules and restrictions, including, but not limited to the following:

■

Upon inception of the benefit, 100% of your Account Value must be allocated to the Permitted Sub-accounts. The Permitted Sub-accounts are those described in the Investment Options section of this prospectus. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.

■	Transfers to and from your elected Sub-accounts and an AST bond portfolio Sub-account will not count toward the maximum number of free transfers allowable under the Annuity.
■	Any amounts applied to your Account Value by us on a maturity date will not be treated as “investment in the contract” for income tax purposes.
■	As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.
■

We currently limit the Sub-accounts to which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

■

If you elect this benefit, and in connection with that election you are required to reallocate to different investment options permitted under this benefit, then on the Valuation Day on which we receive your request in Good Order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in the permitted investment options that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

Charges under the Benefit

We deduct an annualized charge equal to 0.60% of the average daily net assets of the Sub-accounts (including any AST bond portfolio Sub-account) for participation in the GRO Plus II benefit. The annual charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on a maturity date is less than the amount guaranteed and (b) administration of the benefit. You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.

HIGHEST DAILY GUARANTEED RETURN OPTION II (HD GRO II)

You can elect this benefit on the Issue Date of your Annuity, or at any time thereafter if available. In addition, you may cancel HD GRO II and then re-elect the benefit beginning on the next Valuation Day if available, provided that your Account Value is allocated as required by the benefit and that you otherwise meet our eligibility rules. If you cancel the benefit, you lose all guarantees that you had accumulated under the benefit. The initial guarantee under the newly-elected benefit will be based on your current Account Value at the time the new benefit becomes effective on your Annuity. HD GRO II is not available if you participate in any other living benefit. However, HD GRO II may be elected together with any optional death benefit, other than the Highest Daily Value Death Benefit. As detailed below under “Key Feature – Allocation of Account Value”, your participation in this benefit among other things entails your participation in a program that, as dictated by a predetermined mathematical formula, may transfer your Account Value between your elected Sub-accounts and an AST bond portfolio Sub-account.

HD GRO II creates a series of separate guarantees, each of which is based on the highest Account Value attained on a day during the applicable time period. As each year of your participation in the benefit passes, we create a new guarantee. Each guarantee then remains in existence until the date on which it matures (unless the benefit terminates sooner). We refer to each date on which the specified Account Value is guaranteed as the “maturity date” for that guarantee. HD GRO II will not create a guarantee if the maturity date of that guarantee would extend beyond the date by which annuity payments must commence under the terms of your Annuity. This is true even with respect to a new Owner who has acquired the Annuity from the original Owner.

The guarantees provided by the benefit exist only on the applicable maturity date(s). However, due to the ongoing monitoring of your Account Value, and the transfer of Account Value to support our future guarantees, the benefit may provide some protection from significant Sub-account losses. For this same reason, the benefit may limit your ability to benefit from Sub-account increases while it is in effect.

The initial guarantee is created on the day that the HD GRO II benefit is added to your Annuity. We guarantee that your Account Value on the tenth anniversary of that day (we refer to each such anniversary as a “benefit anniversary”) will not be less than your Account Value on the day that the HD GRO II benefit was added or re-added to your Annuity. Each benefit anniversary thereafter, we create a new guarantee. With respect to each such subsequent guarantee, we identify the highest Account Value that occurred between the date of that benefit anniversary and the date on which HD GRO II was added to your Annuity. We guarantee that your

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Account Value ten years after that benefit anniversary will be no less than the highest daily Account Value that occurred during that time period. The following example illustrates the time period over which we identify the highest daily Account Value for purposes of each subsequent guarantee under the benefit. If the date of benefit election were January 1, 2010, we would create a guarantee on January 1, 2014 based on the highest Account Value achieved between January 1, 2010 and January 1, 2014, and that guarantee would mature on January 1, 2024. As described below, we adjust each of the guarantee amounts for purchase payments and withdrawals.

If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the AST bond portfolio Sub-account used with this benefit and described below) in accordance with your most recent allocations instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts on a pro rata basis, unless your Account Value is being allocated according to an asset allocation program, in such case your Account Value will be transferred according to the program.

We increase the amount of each guarantee that has not yet reached its maturity date, as well as the highest daily Account Value that we calculate to establish a guarantee, by the amount of each Purchase Payment (including any associated purchase Credits) made prior to the applicable maturity date. For example, if the effective date of the benefit was January 1, 2010, and there was an initial guaranteed amount that was set at $100,000 maturing January 1, 2020, and a second guaranteed amount that was set at $120,000 maturing January 1, 2021, then a $30,000 Purchase Payment made on March 30, 2011 would increase the guaranteed amounts to $130,000 and $150,000, respectively.

If you make a withdrawal (including any CDSC), we effect a proportional reduction to each existing guarantee amount. We calculate a proportional reduction by reducing each existing guarantee amount by the percentage represented by the ratio of the withdrawal amount (including any CDSC) to your Account Value immediately prior to the withdrawal.

If you make a withdrawal, we will deduct the withdrawal amount pro rata from each of your Sub-accounts (including the AST bond portfolio Sub-account used with this benefit).

Any partial withdrawal for payment of any third party investment advisory service will be treated as a withdrawal, and will reduce each guarantee amount proportionally, in the manner indicated above.

EXAMPLE

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of a withdrawal on each guarantee amount under this benefit.

Assume the following:

■	The Issue Date is December 1, 2010
■	The benefit is elected on December 1, 2010
■	The Account Value on December 1, 2010 is $200,000, which results in an initial guarantee of $200,000
■	An additional guarantee amount of $300,000 is locked in on December 1, 2011
■	The Account Value immediately prior to the withdrawal is equal to $300,000
■

For purposes of simplifying these assumptions, we assume hypothetically that no CDSC is applicable (in general, a CDSC could be inapplicable based on the Free Withdrawal provision, if the withdrawal was within the CDSC period)

If a withdrawal of $50,000 is taken on December 15, 2011, all guarantee amounts will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

Here is the calculation (figures are rounded):

Withdrawal Amount	$50,000
Divided by Account Value before withdrawal	$300,000
Equals ratio	16.67%
All guarantees will be reduced by the above ratio (16.67%)
Initial guarantee amount	$166,667
Additional guarantee amount	$250,000

Key Feature – Allocation of Account Value

We limit the Sub-accounts to which you may allocate Account Value if you elect HD GRO II. For purposes of this benefit, we refer to those permitted investment options (other than the AST bond portfolio used with this benefit) as the “Permitted Sub-accounts”.

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HD GRO II uses a predetermined mathematical formula to help manage your guarantees through all market cycles. The formula applicable to you may not be altered once you elect the benefit. However, subject to regulatory approval, we do reserve the right to amend the formula for existing Annuities that elect the benefit post-issue. This required formula helps us manage our financial exposure under HD GRO II, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve Account Value, by transferring it to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to the Sub-accounts corresponding to these bond portfolios collectively as the “AST bond portfolio Sub-accounts”. The formula also contemplates the transfer of Account Value from an AST bond portfolio Sub-account to the other Sub-accounts. The formula is set forth in Appendix O of this prospectus. A summary description of each AST bond portfolio Sub-account appears within the prospectus section entitled “Investment Options”. In addition, you can find a copy of the AST bond portfolio prospectus by going to www.prudentialannuities.com.

For purposes of operating the HD GRO II formula, we have included within each Annuity several AST bond portfolio Sub-accounts. Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2020, an AST bond portfolio whose underlying investments generally mature in 2021, and so forth. As discussed below, the formula determines the appropriate AST bond portfolio Sub-account to which Account Value is transferred. We will introduce new AST bond portfolio Sub-accounts in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit. If you have elected HD GRO II, you may have Account Value allocated to an AST bond portfolio Sub-account only by operation of the formula, and thus you may not allocate Purchase Payments to or make transfers to or from an AST bond portfolio Sub-account.

Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. The formula determines the appropriate AST bond portfolio Sub-account to which Account Value is transferred. On any day a transfer into or out of the AST bond portfolio Sub-account is made the formula may dictate that a transfer out of one AST bond portfolio Sub-account be made into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the “current liability”, as described below. As indicated, the formula and AST bond portfolio Sub-accounts are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, the applicable formula under the benefit determines which AST bond portfolio Sub-account your Account Value is transferred to, and under what circumstances a transfer is made.

In general, the formula works as follows. Under the formula, Account Value transfers between the “Permitted Sub-accounts” and an AST bond portfolio Sub-account when dictated. On each Valuation Day, including the effective date of the benefit, the pre-determined mathematical formula is used to compare your Account Value to an amount based on the guarantees provided under the benefit. The formula determines whether a transfer occurs based, among other things, on an identification of the outstanding guarantee that has the largest present value. Based on the formula, a determination is made as to whether any portion of your Account Value is to be transferred to or from the AST bond portfolio Sub-account. In identifying those guarantees, we consider each guarantee that already has been set (i.e., on a benefit anniversary), as well as an amount that we refer to as the “Projected Future Guarantee.” The “Projected Future Guarantee” is an amount equal to the highest Account Value (adjusted for withdrawals, additional Purchase Payments, and any associated Credits as described in the section of the prospectus concerning HD GRO II) within the current benefit year that would result in a new guarantee. For the Projected Future Guarantee, the assumed guarantee period begins on the current Valuation Day and ends 10 years from the next anniversary of the effective date of the benefit. As such, a Projected Future Guarantee could cause a transfer of Account Value into an AST bond portfolio Sub-account. We only calculate a Projected Future Guarantee if the assumed guarantee period associated with that Projected Future Guarantee does not extend beyond the latest Annuity Date applicable to the Annuity. The amount that is transferred to and from the AST bond portfolio Sub-accounts pursuant to the formula depends upon the factors set forth in the seven bullet points below, some of which relate to the guarantee amount(s), including the Projected Future Guarantee.

For each outstanding guarantee and the Projected Future Guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable “discount rate”, would equal the applicable guarantee amount on the Maturity Date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing that interest rate by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the “current liability” in the formula. The formula compares the current liability to the amount of your Account Value held within the AST bond portfolio Sub-account and to your Account Value held within the Permitted Sub-accounts. If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount held within the Permitted Sub-accounts, exceeds an upper target value (currently, 85%), then the formula will make a transfer into the AST bond portfolio Sub-account, in the amount dictated by the formula (subject to the 90% cap feature discussed below). If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount within the Permitted Sub-accounts, is less than a lower target value (currently, 79%), then the formula will transfer Account Value from the AST bond portfolio Sub-account into the Permitted Sub-accounts, in the amount dictated by the formula.

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The formula will not execute a transfer to the AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the AST bond portfolio Sub-account (“90% cap”). Thus, on any Valuation Day, if the formula would require a transfer to the AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the AST bond portfolio Sub-account will not be made (regardless of the performance of the AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST bond portfolio Sub-account. Once this transfer occurs out of the AST bond portfolio Sub-account, future amounts may be transferred to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the AST bond portfolio Sub-account. If you make additional Purchase Payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional Purchase Payments to the AST bond portfolio Sub-account at least until there is first a transfer out of the AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional Purchase Payments you make, less than 90% of your entire Account Value is allocated to the AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the AST bond portfolio Sub-account (at least until there is first a transfer out of the AST bond portfolio Sub-account).

For example,

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March 17, 2011 – a transfer is made to the AST bond portfolio Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

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March 18, 2011 – you make an additional Purchase Payment of $10,000. No transfers have been made from the AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 17, 2011.

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On March 18, 2011 (and at least until first a transfer is made out of the AST bond portfolio Sub-account under the formula) – the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the AST bond portfolio Sub-account).

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Once there is a transfer out of the AST bond portfolio Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into and out of effect multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST bond portfolio Sub-account as dictated by the formula.

As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts. Therefore, at any given time, some, none, or most of your Account Value may be allocated to the AST bond portfolio Sub-accounts.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST bond portfolio Sub-accounts pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

■	The difference between your Account Value and your guarantee amount(s);
■	The amount of time until the maturity of your guarantee(s);
■	The amount invested in, and the performance of, the Permitted Sub-accounts;
■	The amount invested in, and the performance of, the AST bond portfolio Sub-accounts;
■	The discount rate used to determine the present value of your guarantee(s);
■	Additional Purchase Payments, if any, that you make to the Annuity; and
■	Withdrawals, if any, taken from the Annuity.

Any amounts invested in the AST bond portfolio Sub-accounts will affect your ability to participate in a subsequent market recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the market recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected.

The AST bond portfolio Sub-accounts are available only with certain optional living benefits, and you may not allocate Purchase Payments to or transfer Account Value to or from the AST bond portfolio Sub-accounts.

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Transfers under the formula do not impact any guarantees under the benefit that have already been locked-in.

Election/Cancellation of the Benefit

HD GRO II can be elected on the Issue Date of your Annuity, or on any Valuation Day thereafter, provided that your Account Value is allocated in a manner permitted with the benefit and you otherwise meet our eligibility requirements. You may elect HD GRO II only if the oldest of the Owner and Annuitant is 84 or younger on the date of election (80 or younger, in New York). If you currently participate in a living benefit that may be cancelled, you may terminate that benefit at any time and elect HD GRO II. However you will lose all guarantees that you had accumulated under the previous benefit. The initial guarantee under HD GRO II will be based on your current Account Value at the time the new benefit becomes effective on your Annuity.

HD GRO II will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or (d) upon full surrender of the Annuity. If you elect to terminate the benefit, HD GRO II will no longer provide any guarantees. The charge for the HD GRO II benefit will no longer be deducted from your Account Value upon termination of the benefit.

If you wish, you may cancel the HD GRO II benefit. You may then elect any other currently available living benefit beginning on the next Valuation Day after you have cancelled the HD GRO II benefit, provided that your Account Value is allocated in the manner permitted with the benefit and you otherwise meet our eligibility requirements. Upon cancellation of the HD GRO II benefit, any Account Value allocated to the AST bond portfolio Sub-accounts used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro-rata (i.e., in direct proportion to your current allocations). Upon your re-election of HD GRO II, Account Value may be transferred between the AST bond portfolio Sub-accounts and the other Sub-accounts according to the predetermined mathematical formula (see “Key Feature – Allocation of Account Value” section for more details). It is possible that over time the formula could transfer some, most, or none of the Account Value to the AST bond portfolio Sub-accounts under the newly-elected benefit. You also should be aware that upon cancellation of the HD GRO II benefit, you will lose all guarantees that you had accumulated under the benefit. Thus, the guarantees under your newly-elected benefit will be based on your current Account Value at the time the new benefit becomes effective. The benefit you elect or re-elect may be more expensive than the benefit you cancel.

Special Considerations under HD GRO II

This benefit is subject to certain rules and restrictions, including, but not limited to the following:

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Upon inception of the benefit, 100% of your Account Value must be allocated to the Permitted Sub-accounts. The Permitted Sub-accounts are those described in the Investment Option section of the prospectus. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.

■	Transfers to and from your elected Sub-accounts and an AST bond portfolio Sub-account will not count toward the maximum number of free transfers allowable under the Annuity.
■	Any amounts applied to your Account Value by us on a maturity date will not be treated as “investment in the contract” for income tax purposes.
■	As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.
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We currently limit the Sub-accounts to which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

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If you elect this benefit, and in connection with that election you are required to reallocate to different investment options permitted under this benefit, then on the Valuation Day on which we receive your request in Good Order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in the permitted investment options that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. The protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

Charges under the Benefit

We deduct an annualized charge equal to 0.60% of the average daily net assets of the Sub-accounts (including any AST bond portfolio Sub-account) for participation in the HD GRO II benefit. The annual charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed and (b) administration of the benefit. You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.

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GUARANTEED RETURN OPTION Plus (GRO Plus)

GRO Plus is no longer available for election.

GRO Plus is an optional benefit that, after a seven-year period following commencement of the benefit (we refer to the end of that period and any applicable subsequent period as the “maturity date”) and on each anniversary of the maturity date thereafter while the benefit remains in effect, guarantees your Account Value will not be less than your Account Value on the effective date of your benefit (called the “Protected Principal Value”). The benefit also offers you the opportunity to elect a second, enhanced guaranteed amount at a later date if your Account Value has increased, while preserving the guaranteed amount established on the effective date of your benefit. The enhanced guaranteed amount (called the “Enhanced Protected Principal Value”) guarantees that, after a separate period following election of the enhanced guarantee and on each anniversary thereafter while this enhanced guarantee amount remains in effect, your Account Value will not be less than your Account Value on the effective date of your election of the enhanced guarantee.

The benefit monitors your Account Value daily and, if necessary, systematically transfers amounts between the Sub-accounts you choose and MVA Fixed Allocations used to support the Protected Principal Value(s). The benefit may be appropriate if you wish to protect a principal amount against poor Sub-account performance as of a specific date in the future. There is an additional charge if you elected the Guaranteed Return Option Plus benefit.

The guarantees provided by the benefit exist only on the applicable maturity date(s) and on each anniversary of the maturity date(s) thereafter.

Key Feature – Protected Principal Value/Enhanced Protected Principal Value

The Guaranteed Return Option Plus offers a base guarantee as well as the option of electing an enhanced guarantee at a later date.

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Base Guarantee: Under the base guarantee, Prudential Annuities guarantees that on the maturity date and on each anniversary of the maturity date thereafter that the benefit remains in effect, your Account Value will be no less than the Protected Principal Value. On the maturity date and on each anniversary after the maturity date that the benefit remains in effect, if your Account Value is below the Protected Principal Value, Prudential Annuities will apply additional amounts to your Annuity from its general account to increase your Account Value to be equal to the Protected Principal Value. A subsequent Purchase Payment increases the amount of the base guarantee by the amount of the Purchase Payment (plus any Credits), and withdrawals reduce the base guarantee (as discussed below). Any amounts applied to your Account Value by Prudential Annuities on the maturity date or any anniversary of the maturity date will first be applied to any MVA Fixed Allocations then required to support guarantees due on subsequent maturity dates. We will allocate the remainder to the Sub-accounts pro-rata, based on the Account Value in the Sub-accounts at that time.

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Enhanced Guarantee: On any anniversary following commencement of the benefit, you can establish an enhanced guarantee amount based on your current Account Value. Under the enhanced guarantee, Prudential Annuities guarantees that at the end of the specified period following the election of the enhanced guarantee (also referred to as its “maturity date”), and on each anniversary of the maturity date thereafter that the enhanced guaranteed amount remains in effect, your Account Value will be no less than the Enhanced Protected Principal Value. You can elect an enhanced guarantee more than once; however, a subsequent election supersedes the prior election of an enhanced guarantee. Election of an enhanced guarantee does not impact the base guarantee. In addition, you may elect an “auto step-up” feature that will automatically create an enhanced guarantee (or increase your enhanced guarantee, if previously elected) on each anniversary of the benefit (and create a new maturity period for the new enhanced guarantee) if the Account Value as of that anniversary exceeds the Protected Principal Value or Enhanced Protected Principal Value by 7% or more. You may also elect to terminate an enhanced guarantee. If you elect to terminate the enhanced guarantee any amounts held in the MVA Fixed Allocations for the enhanced guarantee will be liquidated, on the Valuation Day the request is processed, (which may result in a market value adjustment), and such amounts will be transferred according to the rules described in “Termination of the Benefit/Enhanced Guarantee”. Termination of an enhanced guarantee will not result in termination of the base guarantee. If you have elected the enhanced guarantee, on the guarantee’s maturity date and on each anniversary of the maturity date thereafter that the enhanced guarantee amount remains in effect, if your Account Value is below the Enhanced Protected Principal Value, Prudential Annuities will apply additional amounts to your Annuity from its general account to increase your Account Value to be equal to the Enhanced Protected Principal Value. Any amounts applied to your Account Value by Prudential Annuities on the maturity date or any anniversary of the maturity date will first be applied to any MVA Fixed Allocations then required to support guarantees due on subsequent maturity dates. We will allocate the remainder to the Sub-accounts pro-rata, based on the Account Value in the Sub-accounts at that time.

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If our assumptions are correct and the operations relating to the administration of the benefit work properly, we do not expect that we will need to add additional amounts to your Annuity. The Protected Principal Value is referred to as the “Base Guarantee” and the Enhanced Protected Principal Value is referred to as the “Step-up Guarantee” in the rider we issue for this benefit.

Withdrawals under your Annuity

Withdrawals from your Annuity, while the benefit is in effect, will reduce the base guarantee under the benefit as well as any enhanced guarantee. Cumulative annual withdrawals up to 5% of the Protected Principal Value as of the effective date of the program (adjusted for any subsequent purchase payments and, with respect to Optimum Plus, any Credits applied to such Purchase Payments) will reduce the applicable guaranteed amount by the actual amount of the withdrawal (referred to as the “dollar-for-dollar limit”). If the amount withdrawn is greater than the dollar-for-dollar limit, the portion of the withdrawal equal to the dollar-for-dollar limit will be treated as described above, and the portion of the withdrawal in excess of the dollar-for-dollar limit will reduce the base guarantee and the enhanced guarantee proportionally, according to the formula as described in the rider for this benefit (see the examples of this calculation below). Withdrawals other than Systematic Withdrawals will be taken pro-rata from the Sub-accounts and any MVA Fixed Allocations. Withdrawals will be subject to all other provisions of your Annuity, including any Contingent Deferred Sales Charge and Market Value Adjustment (which may be positive or negative) that would apply.

Charges for other optional benefits under your Annuity that are deducted as an annual charge in arrears will not reduce the applicable guaranteed amount under the Guaranteed Return Option Plus benefit and any third party investment advisory service will be treated as withdrawals and will reduce the applicable guaranteed amount.

The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GRO PlusSM benefit are October 13, 2004; 2.) an initial Purchase Payment of $250,000 (includes any Credits under Optimum Plus); 3.) a base guarantee amount of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for GRO Plus or other fees and charges.

Example 1. Dollar-For-Dollar Reduction

A $10,000 withdrawal is taken on November 29, 2004 (in the first Annuity Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Dollar-for-dollar Limit:

■	The base guarantee amount is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).
■	The remaining dollar-for-dollar limit (“Remaining Limit”) for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

Example 2. Dollar-For-Dollar and Proportional Reductions

A second $10,000 withdrawal is taken on December 18, 2004 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $180,000. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:

■	The base guarantee amount is first reduced by the Remaining Limit (from $240,000 to $237,500);
■	The result is then further reduced by the ratio of A to B, where:

—	A is the amount withdrawn less the Remaining Limit ($10,000 – $2,500, or $7,500).
—	B is the Account Value less the Remaining Limit ($180,000 – $2,500, or $177,500).

The resulting base guarantee amount is: $237,500 × (1 – $7,500 / $177,500), or $227,464.79.

■	The Remaining Limit is set to zero (0) for the balance of the first Annuity Year.

Example 3. Reset of the Dollar-For-Dollar Limit

A $10,000 withdrawal is made on December 19, 2005 (second Annuity Year). The Remaining Limit has been reset to the dollar-for-dollar limit of $12,500. As the amount withdrawn is less than the dollar-for-dollar limit:

■	The base guarantee amount is reduced by the amount withdrawn (i.e., reduced by $10,000, from $227,464.79 to $217,464.79).
■	The Remaining Limit for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

Key Feature – Allocation of Account Value

GRO Plus uses a mathematical formula that we operate to help manage your guarantees through all market cycles. Each Valuation Day, the formula determines if any portion of your Account Value needs to be transferred into or out of the MVA Fixed Allocations, through reference to a “reallocation trigger”. The formula does this by (a) first identifying each guarantee that is outstanding under GRO Plus (b) then discounting the value of each such guarantee to a present value, based on crediting rates associated with the MVA Fixed Allocations, then (c) identifying the largest of such present values. Then, the formula compares the largest present value to both the Account Value and the value of assets allocated to the Sub-accounts to determine whether a transfer into or out of the MVA Fixed Allocations is required. As detailed in the formula, if that largest present value exceeds the Account Value less a percentage of the Sub-account value, a transfer into the MVA Fixed Allocations will occur. Conversely, if the largest present value is less than the

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Account Value less a percentage of the Sub-account value, a transfer out of the MVA Fixed Allocations will occur. The formula is set forth in Appendix J.

If your Account Value is greater than or equal to the reallocation trigger, then:

■	your Account Value in the Sub-accounts will remain allocated according to your most recent instructions; and
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if a portion of your Account Value is allocated to a Fixed Allocation to support the applicable guaranteed amount, all or a portion of those amounts may be transferred from the Fixed Allocation and re-allocated to the Sub-accounts according to any asset allocation programs (including an Automatic Rebalancing program) established on your Annuity or in the absence of such programs, pro-rata, based on the Account Values in such Sub-accounts at that time; and

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if all of your Account Value is allocated to a Fixed Allocation, then all or a portion of that amount may be transferred from the Fixed Allocation and re-allocated to the Sub-accounts, according to the following hierarchy: (i) first according to any asset allocation program that you may have in effect (ii) if no such program is in effect, then in accordance with any automatic rebalancing program that you may have in effect and (iii) if neither such program is in effect, then to the AST Money Market Sub-account

■	a Market Value Adjustment will apply when we reallocate Account Value from a Fixed Allocation to the Sub-accounts, which may result in a decrease or increase in your Account Value.

If your Account Value is less than the reallocation trigger, a portion of your Account Value in the Sub-accounts will be transferred from the Sub-accounts pro-rata according to your allocations to a new Fixed Allocation(s) to support the applicable guaranteed amount. The new Fixed Allocation(s) will have a Guarantee Period equal to the time remaining until the applicable maturity date(s). The Account Value allocated to the new Fixed Allocation(s) will be credited with the fixed interest rate(s) then being credited to a new Fixed Allocation(s) maturing on the applicable maturity date(s) (rounded to the next highest yearly duration). The Account Value will remain invested in each applicable Fixed Allocation until the applicable maturity date unless, at an earlier date, your Account Value is greater than or equal to the reallocation trigger and, therefore, amounts can be transferred to the Sub-accounts while maintaining the guaranteed protection under the program (as described above).

At any given time, some, none, or all of your Account Value may be allocated to the MVA Fixed Allocations. With respect to any amounts held within the MVA Fixed Allocations, we can give no assurance how long the amounts will reside there or if such amounts will transfer out of the MVA Fixed Allocations. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the MVA Fixed Allocations. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the MVA Fixed Allocations, if dictated by the formula. The amount of such transfers will vary, as dictated by the formula, and will depend on the factors listed below.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the MVA Fixed Allocations pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

■	The difference between your Account Value (including any Market Value Adjustment) and your Protected Principal Value(s);
■	The amount of time until the maturity of your guarantee(s);
■	The amount invested in, and the performance of, the Sub-accounts;
■	The amount invested in, and interest earned within, the MVA Fixed Allocations;
■	The current crediting rates associated with MVA Fixed Allocations;
■	Additional purchase payments, if any, that you make to the Annuity; and
■	Withdrawals, if any, taken from the Annuity.

Any amounts invested in the MVA Fixed Allocations will affect your ability to participate in a subsequent recovery within the Sub-accounts. Conversely, the Account Value may be higher at the beginning of the recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected.

While you are not notified when your Account Value reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the MVA Fixed Allocations.

You may not allocate purchase payments to or transfer Account Value to or from the MVA Fixed Allocations.

Separate Fixed Allocations may be established in support of the Protected Principal Value and the Enhanced Protected Principal Value (if elected). There may also be circumstances when an MVA Fixed Allocation will be established only in support of the Protected Principal Value or the Enhanced Protected Principal Value. If you elect an enhanced guarantee, it is more likely that a portion of your Account Value may be allocated to MVA Fixed Allocations and will remain allocated for a longer period of time to support the Enhanced Protected Principal Value, even during a period of positive Sub-account performance and/or under circumstances where MVA Fixed Allocations would not be necessary to support the Protected Principal Value. Further, there may be

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circumstances where MVA Fixed Allocations in support of the Protected Principal Value or Enhanced Protected Principal Value are transferred to the Sub-accounts under the formula differently than each other because of the different guarantees they support.

You should be aware of the following potential ramifications of the formula:

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Transfers of your Account Value can be frequent, and under some scenarios may occur on a daily basis. As indicated, each such transfer may be subject to a Market Value Adjustment, which can be positive or negative. Thus, a Market Value Adjustment will directly increase or reduce your Account Value.

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As indicated, some or even all, of your Account Value may be maintained in the MVA Fixed Allocations. The greater the Account Value held in MVA Fixed Allocations, the larger (in dollar terms) the Market Value Adjustment upon any transfer of such Account Value to the Sub-accounts.

■	Transfers under the formula do not impact your guarantees under GRO Plus that have already been locked-in.

Election of the Benefit

We no longer permit new elections of GRO Plus. If you currently participate in GRO Plus, your existing guarantees are unaffected by the fact that we no longer offer GRO Plus. Please note that if you terminate a living benefit such as GRO Plus and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. We reserve the right to waive, change and/or further limit the election frequency in the future.

Termination of the Benefit/Enhanced Guarantee

You can elect to terminate the enhanced guarantee but maintain the protection provided by the base guarantee. You also can terminate the Guaranteed Return Option Plus benefit entirely, in which case you will lose any existing guarantees.

Upon termination of the benefit or of the enhanced guarantee, any amounts held in the MVA Fixed Allocations related to the guarantee(s) being terminated will be transferred as follows: (a) if only a portion of your Account Value is in the MVA Fixed Allocations, we will transfer such Account Value (i) to the Sub-accounts pro-rata, based on your Account Value in such Sub-accounts on the day of the transfer, unless we receive other prior instructions from you or (ii) if you are then participating in an asset allocation program for which we are providing administrative support, we allocate the transferred amount in accordance with the then current percentages for that asset allocation program (b) if your entire Account Value is in the MVA Fixed Allocations, we will transfer your Account Value to the Sub-account corresponding to the AST Money Market Portfolio, unless we receive prior instructions from you. A Market Value Adjustment will apply.

In general, you may cancel GRO Plus and then elect another living benefit that is available post issue, effective on any Valuation Day after your cancellation of GRO Plus. If you terminate GRO Plus, you will lose all guarantees under that benefit. Your election of another living benefit is subject to State and firm availability and our eligibility rules.

The benefit will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract); (b) as of the date Account Value is applied to begin annuity payments; or (c) upon full surrender of the Annuity. If you elect to terminate the benefit, the Guaranteed Return Option Plus will no longer provide any guarantees. The surviving spouse may elect the benefit at any time, subject to the limitations described above, after the death of the Annuity Owner. The surviving spouse’s election will be effective on the Valuation Day that we receive the required documentation in good order at our home office, and the Account Value on that Valuation Day will be the Protected Principal Value.

Special Considerations under the Guaranteed Return Option Plus

This benefit is subject to certain rules and restrictions, including, but not limited to the following:

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Upon inception of the benefit, 100% of your Account Value must have been allocated to the Sub-accounts. No MVA Fixed Allocations could be in effect as of the date that you elect to participate in the benefit. However, the reallocation trigger may transfer Account Value to MVA Fixed Allocations as of the effective date of the benefit under some circumstances.

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You cannot allocate any portion of Purchase Payments (including any Credits applied to such Purchase Payments under Optimum Plus) or transfer Account Value to or from a MVA Fixed Allocation while participating in the benefit; however, all or a portion of any Purchase Payments (including any Credits applied to such Purchase Payments under Optimum Plus) may be allocated by us to MVA Fixed Allocations to support the amount guaranteed. You cannot participate in any dollar cost averaging program that transfers Account Value from a MVA Fixed Allocation to a Sub-account.

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Transfers from MVA Fixed Allocations made as a result of the allocation mechanism under the benefit will be subject to the Market Value Adjustment formula under an Annuity; however, the 0.10% liquidity factor in the formula will not apply. A Market Value Adjustment may be either positive or negative. Transfer amounts will be taken from the most recently established Fixed Allocation.

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Transfers from the Sub-accounts to MVA Fixed Allocations or from MVA Fixed Allocations to the Sub-accounts under the benefit will not count toward the maximum number of free transfers allowable under an Annuity.

■

Any amounts applied to your Account Value by Prudential Annuities on the maturity date or any anniversary of the maturity date will not be treated as “investment in the contract” for income tax purposes.

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■	Low interest rates may require allocation to MVA Fixed Allocations even when the current Account Value exceeds the guarantee.
■	As the time remaining until the applicable maturity date gradually decreases the benefit will become increasingly sensitive to moves to MVA Fixed Allocations.
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We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

Charges under the Benefit

We currently deduct a charge equal to 0.25% of the average daily net assets of the Sub-accounts for participation in the Guaranteed Return Option Plus benefit. The annual charge is deducted daily. The charge is deducted to compensate Prudential Annuities for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed; and (b) administration of the benefit. You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.

If you elect the Enhanced Guarantee under the benefit, and on the date you elect to step-up, the charges under the program have changed for new purchases, your benefit may be subject to the new charge level. These charges will not exceed the maximum charges shown in the section of the prospectus entitled “Your Optional Benefit Fees and Charges.”

GUARANTEED RETURN OPTION (GRO)®

GRO is no longer available for election.

GRO is an optional benefit that, after a seven-year period following commencement of the benefit (we refer to the end of that period as the “maturity date”) guarantees your Account Value will not be less than your Account Value on the effective date of your benefit (called the “Protected Principal Value”).

The benefit monitors your Account Value daily and, if necessary, systematically transfers amounts pursuant to a mathematical formula between the Sub-accounts you choose and the MVA Fixed Allocation used to support the Protected Principal Value. There is an additional charge if you elect the Guaranteed Return Option benefit.

The guarantee provided by the benefit exists only on the applicable maturity date. However, due to the ongoing monitoring of your Account Value and the transfer of Account Value between the Sub-accounts and the MVA Fixed Allocation to support our future guarantee, the benefit may provide some protection from significant Sub-account losses if you choose to surrender your Annuity or begin receiving annuity payments prior to a maturity date.

Key Feature – Protected Principal Value

Under the GRO benefit, Prudential Annuities guarantees that on the maturity date, your Account Value will be no less than the Protected Principal Value. On the maturity date if your Account Value is below the Protected Principal Value, Prudential Annuities will apply additional amounts to your Annuity from its general account to increase your Account Value to be equal to the Protected Principal Value. A subsequent Purchase Payment increases the amount of the Protected Principal Value by the amount of the Purchase Payment (plus any Credits), and withdrawals reduce the Protected Principal Value (as discussed below).

We will notify you of any amounts added to your Annuity under the benefit. If our assumptions are correct and the operations relating to the administration of the benefit work properly, we do not expect that we will need to add additional amounts to an Annuity. The Protected Principal Value is generally referred to as the “Guaranteed Amount” in the rider we issue for this benefit.

Key Feature – Allocation of Account Value

GRO uses a mathematical formula that we operate to help manage your guarantees through all market cycles. The formula weighs a number of factors, including the current Account Value, the value in the Sub-accounts, the value in the MVA Fixed Allocations, the Protected Principal Value, the expected value of the MVA Fixed Allocations used to support the guarantee, the time remaining until maturity, and the current crediting rates associated with the MVA Fixed Allocations. In essence, and as detailed in the formula, the formula will transfer Account Value into the MVA Fixed Allocations if needed to support an anticipated guarantee. The formula is set forth in Appendix K.

Each Valuation Day, the formula determines if any portion of your Account Value needs to be transferred into or out of the MVA Fixed Allocations, through reference to a “reallocation trigger”. At any given time, some, none, or all of your Account Value may be allocated to the MVA Fixed Allocations. If your entire Account Value is transferred to the MVA Fixed Allocations, the formula will not transfer amounts out of the MVA Fixed Allocations to the Sub-accounts and the entire Account Value would remain in the MVA Fixed Allocations. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the MVA Fixed Allocations. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula,

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which may result in immediate transfers to or from the MVA Fixed Allocations, if dictated by the formula. The amount of any such transfers will vary, as dictated by the formula, and will depend on the factors listed below.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the MVA Fixed Allocations pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

■	The difference between your Account Value (including any Market Value Adjustment) and your Protected Principal Value(s);
■	The amount of time until the maturity of your guarantee(s);
■	The amount invested in, and the performance of, the Sub-accounts;
■	The amount invested in, and interest earned within, the MVA Fixed Allocations;
■	The current crediting rates associated with MVA Fixed Allocations;
■	Additional purchase payments, if any, that you make to the Annuity; and
■	Withdrawals, if any, taken from the Annuity.

Any amounts invested in the MVA Fixed Allocations will affect your ability to participate in a subsequent recovery within the Sub-accounts. Conversely, the Account Value may be higher at the beginning of the recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected.

While you are not notified when your Account Value reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the MVA Fixed Allocation.

You may not allocate purchase payments to or transfer Account Value to or from the MVA Fixed Allocations.

You should be aware of the following potential ramifications of the formula:

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A Market Value Adjustment will apply when we reallocate Account Value from the MVA Fixed Allocation to the Sub-accounts. Transfers of your Account Value can be frequent, and under some scenarios may occur on a daily basis. As indicated, each such transfer may be subject to a Market Value Adjustment, which can be positive or negative. Thus, a Market Value Adjustment will directly increase or reduce your Account Value.

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As indicated, some or even all, of your Account Value may be maintained in the MVA Fixed Allocations. The greater the Account Value held in MVA Fixed Allocations, the larger (in dollar terms) the Market Value Adjustment upon any transfer of such Account Value to the Sub-accounts.

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If your Account Value is less than the reallocation trigger, a portion of your Account Value in the Sub-accounts will be transferred from the Sub-accounts pro-rata according to your allocations to a new MVA Fixed Allocation(s) to support the applicable guaranteed amount. The new MVA Fixed Allocation(s) will have a Guarantee Period equal to the time remaining until the applicable maturity date(s). The Account Value allocated to the new MVA Fixed Allocation(s) will be credited with the fixed interest rate(s) then being credited to a new MVA Fixed Allocation(s) maturing on the applicable maturity date(s) (rounded to the next highest yearly duration). The Account Value will remain invested in each applicable Fixed Allocation until the applicable maturity date unless, at an earlier date, your Account Value is greater than or equal to the reallocation trigger and, therefore, amounts can be transferred to the Sub-accounts while maintaining the guaranteed protection under the program (as described above).

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If your Account Value is greater than or equal to the reallocation trigger, and therefore Account Value must be transferred from the MVA Fixed Allocations to the Sub-accounts, then those amounts will be transferred from the MVA Fixed Allocations and re-allocated to the Sub-accounts according to any asset allocation programs (including an Automatic Rebalancing program) established on your Annuity or in the absence of such programs, pro-rata, based on the Account Values in such Sub-accounts at that time. A market value adjustment will apply upon a transfer out of the MVA Fixed Allocations, which may result in an increase or decrease in your Account Value.

Transfers under the formula do not impact your guarantees under GRO that have already been locked-in.

Withdrawals from your Annuity, while the benefit is in effect, will reduce the Protected Principal Value proportionally. The proportion will be equal to the proportionate reduction in the Account Value due to the withdrawal as of that date. Withdrawals will be taken pro rata from the Sub-accounts and any MVA Fixed Allocations. Systematic Withdrawals will be taken pro-rata from the Sub-accounts and the MVA Fixed Allocations up to growth in the MVA Fixed Allocations and thereafter pro-rata solely from the Sub-accounts. The growth in the MVA Fixed Allocations at any point in time consists of the remaining earnings since the program of systematic withdrawal began. Withdrawals will be subject to all other provisions of your Annuity, including any Contingent Deferred Sales Charge and Market Value Adjustment that would apply.

Election of the Benefit

We no longer permit new elections of GRO. If you currently participate in GRO, your existing guarantees are unaffected by the fact that we no longer offer GRO. Please note that if you terminate a living benefit such as GRO and elect a new living benefit, you

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lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. We reserve the right to waive, change and/or further limit the election frequency in the future.

Restart of the Benefit

Once each Annuity Year you may request to restart the Benefit. Such a request is an election by you to terminate the existing Benefit (and all guarantees under the benefit) and start a new one. Restarts only take effect on anniversaries of the Issue Date. To make such a request for a restart, you must notify us in advance in accordance with our administrative requirements. If we accept your request, we then terminate the existing Benefit as of that valuation period, if it is an anniversary of the Issue Date, or, if not, as of the next following anniversary of the Issue Date. The new Benefit starts at that time. The initial Protected Principal Value for the new Benefit is the Account Value as of the effective date of the new Benefit. Unless you tell us otherwise, the duration of the new Benefit will be the same as that for the existing Benefit. However, if we do not then make that duration available, you must elect from those we make available at that time. For those who elect to restart the benefit, the charge will be assessed according to the current methodology prior to re-starting the benefit – see “Charges Under the Benefit,” below.

As part of terminating the existing Benefit, we transfer any amounts in MVA Fixed Allocations, subject to a Market Value Adjustment, to the Sub-accounts on a pro-rata basis. If your entire Account Value was then in MVA Fixed Allocations, you must first provide us instructions as to how to allocate the transferred Account Value among the Sub-accounts.

Termination of the Benefit

The Annuity Owner also can terminate the Guaranteed Return Option benefit. Upon termination, any amounts held in the MVA Fixed Allocations will be transferred as follows: (a) if only a portion of your Account Value is in the MVA Fixed Allocations, we will transfer such Account Value (i) to the Sub-accounts pro-rata based on the Account Values in such Sub-accounts on the day of the transfer, unless we receive at our office other prior instructions from you or (ii) if you are then participating in an asset allocation program for which we are providing administrative support, we allocate the transferred amount in accordance with the then current percentages for that asset allocation program (b) if your entire Account Value is in MVA Fixed Allocations, we will transfer your Account Value to the Sub-account corresponding to the AST Money Market Portfolio, unless we receive at our Office prior instructions from you. A Market Value Adjustment will apply.

In general, you may cancel GRO and then elect another living benefit available post issue, effective on any Valuation Day after your cancellation of GRO. If you terminate GRO, you will lose all guarantees under that benefit. Your election of another living benefit is subject to State and firm availability and our eligibility rules.

The benefit will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract); (b) as of the date Account Value is applied to begin annuity payments; or (c) upon full surrender of your Annuity. If you elect to terminate the benefit, the Guaranteed Return Option will no longer provide any guarantees. If the surviving spouse assumes your Annuity, he/she may re-elect the benefit on any anniversary of the Issue Date of the Annuity or, if the deceased Owner had not previously elected the benefit, may elect the benefit at any time. The surviving spouse’s election will be effective on the Valuation Day that we receive the required documentation in good order at our home office, and the Account Value on that Valuation Day will be the Protected Principal Value.

The charge for the Guaranteed Return Option benefit will no longer be deducted from your Account Value after the benefit has been terminated, although for those Annuities for which the GRO charge is deducted annually rather than daily (see Charges Under the Benefit below), we will deduct the final annual charge upon termination of the benefit.

Special Considerations under the Guaranteed Return Option. This benefit is subject to certain rules and restrictions, including, but not limited to the following:

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Upon inception of the benefit, 100% of your Account Value must have been allocated to the Sub-accounts. The MVA Fixed Allocation must not have been in effect as of the date that you elect to participate in the benefit. However, the formula may transfer Account Value to the MVA Fixed Allocation as of the effective date of the benefit under some circumstances.

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Annuity Owners cannot allocate any portion of purchase payments (including any Credits applied to such purchase payments under Optimum Plus) or transfer Account Value to or from the MVA Fixed Allocation while participating in the benefit; however, all or a portion of any purchase payments (including any Credits applied to such purchase payments under Optimum Plus) may be allocated by us to the MVA Fixed Allocation to support the amount guaranteed. You cannot participate in any dollar cost averaging benefit that transfers Account Value from a MVA Fixed Allocation to a Sub-account.

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Transfers from the MVA Fixed Allocation made as a result of the formula under the benefit will be subject to the Market Value Adjustment formula under an Annuity; however, the 0.10% liquidity factor in the formula will not apply. A Market Value Adjustment may be either positive or negative. Transfer amounts will be taken from the most recently established MVA Fixed Allocation.

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Transfers from the Sub-accounts to the MVA Fixed Allocation or from the MVA Fixed Allocation to the Sub-accounts under the benefit will not count toward the maximum number of free transfers allowable under an Annuity.

■	Any amounts applied to your Account Value by Prudential Annuities on the maturity date will not be treated as “investment in the contract” for income tax purposes.

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■

Any amounts that we add to your Annuity to support our guarantee under the benefit will be applied to the Sub-accounts pro rata, after first transferring any amounts held in the MVA Fixed Allocations as follows: (a) if only a portion of your Account Value is in the MVA Fixed Allocations, we will transfer such Account Value (i) to the Sub-accounts pro-rata based on the Account Values in such Sub-accounts on the day of the transfer, unless we receive at our office other prior instructions from you or (ii) if you are then participating in an asset allocation program for which we are providing administrative support, we allocate the transferred amount in accordance with the then current percentages for that asset allocation program and (b) if your entire Account Value is in the MVA Fixed Allocations, we will transfer your Account Value to the Sub-account corresponding to the AST Money Market Portfolio, unless we receive at our Office prior instructions from you.

■	Low interest rates may require allocation to the MVA Fixed Allocation even when the current Account Value exceeds the guarantee.
■	As the time remaining until the applicable maturity date gradually decreases the benefit will become increasingly sensitive to moves to the MVA Fixed Allocation.
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We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

Charges under the Benefit

We deduct a charge equal to 0.25% of the average daily net assets of the Sub-accounts for participation in the Guaranteed Return Option benefit. The annual charge is deducted daily. The charge is deducted to compensate Prudential Annuities for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed; and (b) administration of the benefit.

GUARANTEED RETURN OPTION Plus 2008 (GRO Plus 2008)

GRO Plus 2008 is no longer available for new elections.

Under GRO Plus 2008, we guarantee that the Account Value on the date that the benefit is added to your Annuity (adjusted for subsequent purchase payments and withdrawals as detailed below) will not be any less than that original value on the seventh anniversary of benefit election and each anniversary thereafter. We refer to this initial guarantee as the “base guarantee.” In addition to the base guarantee, GRO Plus 2008 offers the possibility of an enhanced guarantee. You may lock in an enhanced guarantee once per “benefit year” (i.e., a year beginning on the date you acquired the benefit and each anniversary thereafter) if your Account Value on the Valuation Day exceeds the amount of any outstanding base guarantee or enhanced guarantee. We guarantee that the Account Value locked-in by that enhanced guarantee will not be any less seven years later, and each anniversary of that date thereafter. In addition, you may elect an automatic enhanced guarantee feature under which, if Account Value on a benefit anniversary exceeds the highest existing guarantee by 7% or more, we guarantee that such Account Value will not be any less seven benefit anniversaries later and each benefit anniversary thereafter. You may maintain only one enhanced guarantee in addition to your base guarantee. Thus, when a new enhanced guarantee is created, it cancels any existing enhanced guarantee. However, the fact that an enhanced guarantee was effected automatically on a benefit anniversary does not prevent you from “manually” locking-in an enhanced guarantee during the ensuing benefit year. Please note that upon creation of a new enhanced guarantee, an immediate transfer to an AST bond portfolio Sub-account (which is used as part of this benefit) may occur depending on the discount rate (as described below) used to determine the present value of each of your guarantees. You may elect to terminate an enhanced guarantee without also terminating the base guarantee. If you do, any amounts held in the AST bond portfolio Sub-account with respect to that enhanced guarantee will be transferred to your other Sub-accounts in accordance with your current allocation instructions. Amounts held in an AST bond portfolio Sub-account with respect to the base guarantee will not be transferred as a result of the termination of an enhanced guarantee. Please note that whenever an enhanced guarantee is created, we reserve the right to increase your charge for GRO Plus 2008 if we have increased the charge for new elections of the benefit generally. You may not lock in an enhanced guarantee, either manually or through our optional automatic program, within seven years of the date by which annuity payments must commence under the terms of your Annuity (please see “How and When Do I Choose The Annuity Payment Option?” for further information on your maximum Annuity Date). The inability to lock in an enhanced guarantee referenced in the immediately preceeding sentence also applies to a new Owner who has acquired the Annuity from the original Owner.

In general, we refer to a date on which the Account Value is guaranteed to be present as the “maturity date”. If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the “Current AST bond portfolio Sub-account” described below) in accordance with your current allocations instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the Current AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts, on a pro rata basis. If the entire Account Value is invested in an AST bond portfolio Sub-account, we will allocate according to your current allocation instructions.

We increase both the base guarantee and any enhanced guarantee by the amount of each Purchase Payment (and associated Credits) made subsequent to the date that the guarantee was established. For example, if the effective date of the benefit was January 1, 2009 and the Account Value was $100,000 on that date, then a $30,000 Purchase Payment made on March 30, 2010 would increase the base guarantee amount to $130,000. As illustrated in the examples below, additional purchase payments also increase an amount we refer to as the “dollar-for-dollar corridor.”

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The dollar-for-dollar corridor is equal to 5% of the base guarantee amount (i.e., 5% of the Account Value at benefit election). Thereafter, the dollar-for-dollar corridor is adjusted only for subsequent purchase payments (i.e., 5% of the Purchase Payment is added to the corridor amount) and “excess withdrawals” (as described below). Thus, the creation of any enhanced guarantee has no impact on the dollar-for-dollar corridor. Each “benefit year”, withdrawals that you make that are equal to or less than the dollar-for-dollar corridor reduce both the amount of the dollar-for-dollar corridor for that benefit year plus the base guarantee amount and the amount of any enhanced guarantee by the exact amount of the withdrawal. However, if you withdraw more than the dollar-for-dollar corridor in a given benefit year, we use the portion of the withdrawal that exceeded the dollar-for-dollar corridor to effect a proportional reduction to both the dollar-for-dollar corridor itself and each guarantee amount. We calculate a proportional reduction by (i) identifying the amount of the withdrawal that exceeded the dollar-for-dollar corridor (the “excess withdrawal”) (ii) subtracting the dollar-for-dollar amount from the Account Value prior to the withdrawal (iii) dividing the excess withdrawal by the amount in (ii). We then use the resulting proportion to reduce each of the guaranteed amount and the dollar for dollar corridor itself. See examples of this calculation below.

Any partial withdrawals in payment of any third party investment advisory service will be treated as withdrawals, and will reduce each guarantee amount and the dollar-for-dollar corridor in the manner indicated above.

EXAMPLES

The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GRO PlusSM 2008 benefit are October 13, 2008; 2.) an initial Purchase Payment of $250,000 (includes any Credits); 3.) a base guarantee amount of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for GRO Plus 2008 or other fees and charges.

Example 1. Dollar-for-dollar reduction

A $10,000 withdrawal is taken on November 29, 2008 (in the first Annuity Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Dollar-for-dollar Limit:

■	The base guarantee amount is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).
■	The remaining dollar-for-dollar limit (“Remaining Limit”) for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

Example 2. Dollar-for-dollar and proportional reductions

A second $10,000 withdrawal is taken on December 18, 2008 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $180,000. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:

■	the base guarantee amount is first reduced by the Remaining Limit (from $240,000 to $237,500);
■	The result is then further reduced by the ratio of A to B, where:

—	A is the amount withdrawn less the Remaining Limit ($10,000 – $2,500, or $7,500).
—	B is the Account Value less the Remaining Limit ($180,000 – $2,500, or $177,500).

The resulting base guarantee amount is: $237,500 × (1 – $7,500 / $177,500), or $227,464.79.

The Remaining Limit is set to zero (0) for the balance of the first Annuity Year.

Key Feature – Allocation of Account Value

GRO Plus 2008 uses a mathematical formula to help manage your guarantees through all market cycles. Because the formula is made part of your schedule supplement, the formula applicable to you may not be altered once you elect the benefit. However, subject to regulatory approval we do reserve the right to amend the formula for newly-issued Annuities that elect GRO Plus 2008 and for existing Annuities that elect the benefit in the future. This required formula helps us manage our financial exposure under GRO Plus 2008, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve the value of these assets, by transferring them to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to these bond portfolios collectively as the “AST bond portfolios.” The formula described in this section, and which is set forth in Appendix F to this prospectus, applies to both (a) GRO Plus 2008 and (b) elections of HD GRO (including HD GRO with the 90% cap feature), where such an election was made prior to July 16, 2010. The formula applicable to elections of HD GRO (including HD GRO with the 90% cap feature), where such an election was made after July 16, 2010, is set forth in Appendix N to this prospectus. The cap can be referred to as the “the 90% cap” OR “the 90% cap rule” OR “the 90% cap feature”. A summary description of each AST Bond Portfolio appears within the prospectus section entitled “What Are The Investment Objectives and Policies Of The Portfolios? You can find a copy of the AST Bond Portfolio prospectus by going to www.prudentialannuities.com.

Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2015, an AST bond portfolio whose underlying investments generally mature in 2016, and so forth. We will introduce new AST bond portfolios in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit (and the Highest Daily GRO benefit). If you have elected GRO Plus 2008, you may invest in an AST bond portfolio only by operation of the formula, and thus you may not allocate

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purchase payments to such a Portfolio. Please see this Prospectus and the prospectus for the Advanced Series Trust for more information about each AST bond portfolio used with this benefit.

Although we employ several AST bond portfolios for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. In the description of the formula in the next paragraph, we refer to the AST bond portfolio Sub-account in which you are invested immediately prior to any potential asset transfer as the “Current AST bond portfolio Sub-account.” The formula may dictate that a transfer out of the Current AST Bond Portfolio Sub-account be made, or alternatively may mandate a transfer into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the “current liability” (we refer to that Sub-account as the “Transfer AST bond portfolio Sub-account”). Note that if the Current AST bond portfolio Sub-account is associated with the current liability, then that Sub-account would be the Transfer AST bond portfolio Sub-account, and we would simply transfer additional assets into the Sub-account if such a transfer is dictated by the formula. As indicated, the AST bond portfolios are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, in accordance with the formula applicable to you under the benefit, we determine which AST bond portfolio your Account Value is transferred to, and under what circumstances a transfer is made. Please note that upon creation of a new enhanced guarantee, an immediate transfer to the Transfer AST Bond Portfolio Sub-account may occur, depending on the discount rate (as described in the next paragraph) used to determine the present value of each of your guarantees. As such, a low discount rate could cause a transfer of Account Value into an AST bond portfolio Sub-account, despite the fact that your Account Value had increased.

In general, the formula works as follows (please see Appendix F). On each Valuation Day, the formula automatically performs an analysis with respect to each guarantee amount that is outstanding. For each outstanding guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable “discount rate”, would equal the applicable guarantee amount on the maturity date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing the rate determined by that index by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the “current liability” in the formula. The formula compares the current liability to the amount of your Account Value held within the Current AST bond portfolio Sub-account and to your Account Value held within the other Sub-accounts. If the current liability, reduced by the amount held within the Current AST bond portfolio Sub-account, and divided by the amount held within your other Sub-accounts, exceeds an upper target value (currently, 0.85), then the formula will make a transfer into the Transfer AST bond portfolio Sub-account, in the amount dictated by the formula. If the current liability, reduced by the amount held within the Current AST bond portfolio Sub-account, and divided by the amount within your other Sub-accounts, is less than a lower target value (currently, 0.79), then the formula will transfer Account Value within the Current AST bond portfolio Sub-account into the other Sub-accounts (other than the Transfer AST bond portfolio Sub-account), in the amount dictated by the formula.

As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees, as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts (the “Bond Portfolios”). Therefore, at any given time, some, none, or all of your Account Value may be allocated to the Bond Portfolios. If your entire Account Value is transferred to the Bond Portfolios, then based on the way the formula operates, the formula will not transfer amounts out of the Bond Portfolios to the Sub-accounts and the entire Account Value would remain in the Bond Portfolios. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the Bond Portfolios. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the Bond Portfolios, if dictated by the formula. The amounts of any such transfers will vary, as dictated by the formula, and will depend on the factors listed below.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the Bond Portfolios pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

■	The difference between your Account Value and your Guarantee Amount(s);
■	The amount of time until the maturity of your Guarantee(s);
■	The amount invested in, and the performance of, the Permitted Sub-accounts;
■	The amount invested in, and the performance of, the Bond Portfolios;
■	The discount rate used to determine the present value of your Guarantee(s);
■	Additional purchase payments, if any, that you make to the Annuity; and
■	Withdrawals, if any, taken from the Annuity.

Any amounts invested in the Bond Portfolios will affect your ability to participate in a subsequent recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected.

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The Bond Portfolios are available only with these benefits, and you may not allocate purchase payments and transfer Account Value to or from the Bond Portfolios.

Transfers under the formula do not impact any guarantees under the benefit that have already been locked-in.

Election/Cancellation of the Benefit

GRO Plus 2008 is no longer available for new elections. If you currently participate in GRO Plus 2008, your existing guarantees are unaffected by the fact that we generally no longer offer GRO Plus 2008.

You may cancel the GRO Plus 2008 benefit at any time. You also can cancel an enhanced guarantee, but leave the base guarantee intact. Upon cancellation of GRO Plus 2008, if only a portion of your Account Value is allocated to an AST Bond Portfolio Sub-account, we will transfer any Account Value that is held in such AST Bond Portfolio Sub-account to the other Sub-accounts pro rata based on the Account Values in such Sub-accounts at that time, unless you are participating in any asset allocation program or automatic rebalancing program for which we are providing administrative support or unless we receive at our Service Office other instructions from you at the time you elect to cancel this benefit. If your entire Account Value is allocated to an AST Bond Portfolio Sub-account, we will transfer your Account Value as follows: (a) if you are participating in an asset allocation program for which we are providing administrative support, we allocate the transferred amount in accordance with the then current allocation percentages for that asset allocation program, (b) if you are not participating in an asset allocation program, but are participating in an automatic rebalancing program, we allocate the transferred amount in accordance with that program, or (c) if neither of the foregoing apply, we will transfer your Account Value to the AST Money Market Sub-account unless we receive at our Service Office other instructions from you at the time you elect to terminate this benefit. GRO Plus 2008 will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or (d) upon full surrender of the Annuity. If you elect to terminate the benefit, GRO Plus 2008 will no longer provide any guarantees. The charge for the GRO Plus 2008 benefit will no longer be deducted from your Account Value upon termination of the benefit.

If you wish, you may cancel the GRO Plus 2008 benefit. You may then elect any other currently available living benefit on any Valuation Day after you have cancelled the GRO Plus 2008 benefit, provided the request is received in good order (subject to state availability and in accordance with any applicable age requirements). Upon your election of another living benefit, Account Value may be transferred between the AST Bond Portfolio Sub-accounts or, depending on the benefits selected, the AST Investment Grade Bond Portfolio and the Permitted Sub-accounts according to the formula. It is possible that over time the formula could transfer some, most, or none of the Account Value to the AST Bond Portfolio Sub-accounts or, depending on the benefit selected, the AST Investment Grade Bond Portfolio under the newly-elected benefit. You also should be aware that upon cancellation of the GRO Plus 2008 benefit, you will lose all guarantees that you had accumulated under the benefit. Thus, the guarantees under any newly-elected benefit will be based on your current Account Value. The benefit you elect or re-elect may be more expensive than the benefit you cancel. Once the GRO Plus 2008 benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the GRO Plus 2008 benefit provided that the benefit you are looking to elect is available on a post-issue basis.

Special Considerations under GRO Plus 2008

This benefit is subject to certain rules and restrictions, including, but not limited to the following:

■

Upon inception of the benefit, 100% of your Account Value must have been allocated to the permitted Sub-accounts. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.

■	You cannot participate in any dollar cost averaging program that transfers Account Value from a fixed interest rate option to a Sub-account.
■	Transfers between an AST bond portfolio Sub-account and your other Sub-accounts under the benefit will not count toward the maximum number of free transfers allowable under the Annuity.
■	Any amounts applied to your Account Value by us on a maturity date will not be treated as “investment in the contract” for income tax purposes.
■	As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.
■

We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this program. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year. We may also require that you allocate your Account Value according to an asset allocation model.

■

If you elect this benefit, and in connection with that election you are required to reallocate to different investment options permitted under this benefit, then on the Valuation Day on which we receive your request in Good Order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in permitted investment options that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain

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exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

Charges under the Benefit

We deduct a charge equal to 0.60% (0.35%, for elections prior to May 1, 2009) of the average daily net assets of the Sub-accounts for participation in the GRO Plus 2008 benefit. The annual charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on a maturity date is less than the amount guaranteed and (b) administration of the benefit. We reserve the right to increase this fee for newly-issued contracts or new elections of the benefit. The charges will not exceed the maximum charges shown in the section of the prospectus entitled “Summary of Contract Fees and Charges.” You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.

OPTIONAL 90% CAP FEATURE UNDER GRO PLUS 2008

If you currently own an Annuity and have elected the GRO Plus 2008 benefit, you can elect this optional feature, at no additional cost, which utilizes a new mathematical formula. The predetermined mathematical formula is described below and will replace the “Transfer Calculation” portion of the mathematical formula currently used in connection with your benefit on a prospective basis. This election may only be made once and may not be revoked once elected. The mathematical formula appears in Appendix F in this prospectus, and is described below. Only the election of the 90% cap will prevent all of your Account Value from being allocated to an AST bond portfolio Sub-account. If all of your Account Value is currently allocated to an AST bond portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect this 90% cap feature. If you make additional Purchase Payments, they may result in a transfer of Account Value.

Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. In the description of the formula in the next paragraph, we refer to the AST bond portfolio Sub-account in which you are invested immediately prior to any potential asset transfer as the “Current AST bond portfolio Sub-account.” The formula may dictate that a transfer out of the Current AST bond portfolio Sub-account be made, or alternatively may mandate a transfer into an AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the “current liability” (we refer to that Sub-account as the “Transfer AST bond portfolio Sub-account”). Note that if the Current AST bond portfolio Sub-account is associated with the current liability, then that Sub-account would be the Transfer AST bond portfolio Sub-account, and we would simply transfer additional assets into the Sub-account if dictated by the formula.

Under the new formula, the formula will not execute a transfer to the Transfer AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account (“90% cap feature”). Thus, on any Valuation Day, if the formula would require a transfer to the Transfer AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a formula-initiated transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature). At no time will the formula make a transfer to the Transfer AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the Transfer AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the Transfer AST bond portfolio Sub-account.

If you make additional purchase payments to your Annuity while the transfer restriction of the 90% cap feature is in effect, the formula will not transfer any of such additional purchase payments to the Transfer AST bond portfolio Sub-account at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the Transfer AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the Transfer AST bond portfolio Sub-account (at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account).

For example,

■

March 19, 2010 – a transfer is made that results in the 90% cap feature being met and now $90,000 is allocated to the Transfer AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

■

March 20, 2010 – you make an additional purchase payment of $10,000. No transfers have been made from the Transfer AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2010.

■

As of March 20, 2010 (and at least until first a transfer is made out of the Transfer AST bond portfolio Sub-account under the formula) the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the Transfer AST bond

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portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the Transfer AST bond portfolio Sub-account).
■

Once there is a transfer out of the Transfer AST bond portfolio Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature).

If at the time you elect the 90% cap feature, more than 90% of your Account Value is allocated to an AST bond portfolio Sub-account used with the benefit, a transfer will be made from the AST bond portfolio Sub-account such that Account Value will be allocated 90% to the AST bond portfolio Sub-account and 10% will be allocated to your elected Sub-accounts. Amounts to be transferred from the AST bond portfolio Sub-account to your elected Sub-accounts will be transferred according to the following “hierarchy” (i.e., if a given item is inapplicable, we use the next instruction that is applicable): (a) the percentages dictated by any existing asset allocation program; or (b) the percentages dictated by any auto-rebalancing program; or (c) pro-rata according to amounts currently held in your elected Sub-accounts; or (d) according to the currently-effective allocation instructions used for the allocation of subsequent Purchase Payments. It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amount of such additional transfer(s) will vary. If, on the date this feature is elected, 100% of your Account Value is allocated to the Transfer AST bond portfolio Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts.

It is possible that an additional transfer to the Permitted Sub-accounts could occur the following Valuation Day(s), and in some instances (based upon the formula) the additional transfer(s) could be large. Thereafter, your Account Value can be transferred between the Transfer AST bond portfolio Sub-account and your Permitted Sub-accounts as frequently as daily, based on what the formula prescribes.

Once the transfer restriction of the 90% cap feature is triggered, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature).

Important Considerations When Electing this Feature:

■	At any given time, some, most or none of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.
■

Please be aware that because of the way the 90% cap rule mathematical formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.

■

If this feature is elected, any Account Value transferred to the Permitted Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending on the performance of the Permitted Sub-accounts you select.

■	Your election of the 90% cap feature will not result in your losing the guarantees you had accumulated under your existing GRO Plus 2008 benefit.

HIGHEST DAILY GUARANTEED RETURN OPTIONSM (HD GROSM)

We no longer permit new elections of Highest Daily GRO.

Highest Daily GRO creates a series of separate guarantees, each of which is based on the highest Account Value attained on a day during the applicable time period. As each year of your participation in the benefit passes, we create a new guarantee. Each guarantee then remains in existence until the date on which it matures (unless the benefit terminates sooner). We refer to each date on which the specified Account Value is guaranteed as the “maturity date” for that guarantee. Highest Daily GRO will not create a guarantee if the maturity date of that guarantee would extend beyond the date by which annuity payments must commence under the terms of your Annuity. This is true even with respect to a new Owner who has acquired the Annuity from the original Owner.

The guarantees provided by the benefit exist only on the applicable maturity date(s). However, due to the ongoing monitoring of your Account Value, and the transfer of Account Value to support our future guarantees, the benefit may provide some protection from significant Sub-account losses if you choose to surrender your Annuity or begin receiving annuity payments prior to a maturity date. For this same reason, the benefit may limit your ability to benefit from Sub-account increases while it is in effect.

The initial guarantee is created on the day that the Highest Daily GRO benefit is added to your Annuity. We guarantee that your Account Value on the tenth anniversary of that day (we refer to each such anniversary as a “benefit anniversary”) will not be less than your Account Value on the day that the Highest Daily GRO benefit was added to your Annuity. Each benefit anniversary thereafter, we create a new guarantee. With respect to each such subsequent guarantee, we identify the highest Account Value that occurred between the date of that benefit anniversary and the date on which Highest Daily GRO was added to your Annuity. We guarantee that your Account Value ten years after that benefit anniversary will be no less than the highest daily Account Value that occurred during that time period. The following example illustrates the time period over which we identify the highest daily Account Value for purposes of each subsequent guarantee under the benefit. If the date of benefit election were January 1, 2009, we would create a

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guarantee on January 1, 2012 based on the highest Account Value achieved between January 1, 2009 and January 1, 2012, and that guarantee would mature on January 1, 2022. As described below, we adjust each of the guarantee amounts for purchase payments and withdrawals.

In general, we refer to a date on which the Account Value is guaranteed to be present as the “maturity date”. If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the “Current AST bond portfolio Sub-account” described below) in accordance with your current allocations instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts, on a pro rata basis. If the entire account value is invested in the AST bond portfolio Sub-account, we will allocate according to your current allocation instructions.

We increase the amount of each guarantee that has not yet reached its maturity date, as well as the highest daily Account Value that we calculate to establish a guarantee, by the amount of each Purchase Payment (and associated Credits) made prior to the applicable maturity date. For example, if the effective date of the benefit was January 1, 2009, and there was an initial guaranteed amount that was set at $100,000 maturing January 1, 2019, and a second guaranteed amount that was set at $120,000 maturing January 1, 2020, then a $30,000 Purchase Payment made on March 30, 2010 would increase the guaranteed amounts to $130,000 and $150,000, respectively. As illustrated in the examples below, additional purchase payments also increase an amount we refer to as the “dollar-for-dollar corridor.”

We reflect the effect of withdrawals by reference to an amount called the “dollar-for-dollar corridor.” The dollar-for-dollar corridor is set initially to equal 5% of the initial guaranteed amount (i.e., 5% of the Account Value at benefit election). Each “benefit year” (i.e., a year that begins on the date of election of Highest Daily GRO and each anniversary thereafter), withdrawals that you make that are equal to or less than the dollar-for-dollar corridor reduce (i) the amount of the dollar-for-dollar corridor for that benefit year (ii) the amount of each outstanding guarantee amount, and (iii) the highest daily Account Value that we calculate to establish a guarantee, by the exact amount of the withdrawal. However, if you withdraw more than the dollar-for-dollar corridor in a given benefit year, we use the portion of the withdrawal that exceeded the dollar-for-dollar corridor to effect a proportional reduction to both the dollar-for-dollar corridor itself and each outstanding guaranteed amount, as well as the highest daily Account Value that we calculate to establish a guarantee. We calculate a proportional reduction by (i) identifying the amount of the withdrawal that exceeded the dollar-for-dollar corridor (the “excess withdrawal”) (ii) subtracting the dollar-for-dollar amount from the Account Value prior to the withdrawal (iii) dividing the excess withdrawal by the amount in (ii). We then use the resulting proportion to reduce each of the guaranteed amount, the highest daily Account Value that we calculate to establish a guarantee, and the dollar for dollar corridor itself.

Any partial withdrawals in payment of any third party investment advisory service will be treated as withdrawals, and will reduce each applicable guaranteed amount and the dollar-for-dollar corridor in the manner indicated above.

EXAMPLES

The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the Highest Daily GRO benefit are October 13, 2008; 2.) an initial Purchase Payment of $250,000 (includes any Credits); 3.) an initial guarantee amount of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for Highest Daily GRO or other fees and charges.

Example 1. Dollar-for-dollar reduction

A $10,000 withdrawal is taken on November 29, 2008 (in the first Annuity Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Dollar-for-dollar Limit:

■	The initial guarantee amount is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).
■	The remaining dollar-for-dollar limit (“Remaining Limit”) for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

Example 2. Dollar-for-dollar and proportional reductions

A second $10,000 withdrawal is taken on December 18, 2008 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $180,000. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:

■	the initial guarantee amount is first reduced by the Remaining Limit (from $240,000 to $237,500);
■	The result is then further reduced by the ratio of A to B, where:

—	A is the amount withdrawn less the Remaining Limit ($10,000 – $2,500, or $7,500).
—	B is the Account Value less the Remaining Limit ($180,000 – $2,500, or $177,500).

The resulting initial guarantee amount is: $237,500 × (1 – $7,500 / $177,500), or $227,464.79.

■	The Remaining Limit is set to zero (0) for the balance of the first Annuity Year.

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The resulting dollar-for-dollar corridor for the next year is $11,373.24 (i.e., 5% of $227,464.79).

The resulting dollar-for-dollar corridor for the next Annuity Year is calculated by multiplying the prior dollar-for-dollar corridor by the same ratio by which we reduce the Guarantee Amount above: $12,500 × (1 – $7,500 / $177,500), or $11,971.83.

Key Feature – Allocation of Account Value

HD GRO uses a predetermined mathematical formula to help manage your guarantees through all market cycles. The formula applicable to you may not be altered once you elect the benefit. This required formula helps us manage our financial exposure under HD GRO, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve Account Value, by transferring it to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to the Sub-accounts corresponding to these bond portfolios collectively as the “AST bond portfolio Sub-accounts”. The formula also contemplates the transfer of Account Value from an AST bond portfolio Sub-account to the other Sub-accounts. The formula is set forth in Appendix N of this prospectus. A summary description of each AST bond portfolio Sub-account appears within the prospectus section entitled “Investment Options.” In addition, you can find a copy of the AST bond portfolio prospectus by going to www.prudentialannuities.com.

For purposes of operating the HD GRO formula, we have included within each Annuity several AST bond portfolio Sub-accounts. Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2020, an AST bond portfolio whose underlying investments generally mature in 2021, and so forth. As discussed below, the formula determines the appropriate AST bond portfolio Sub-account to which Account Value is transferred. We will introduce new AST bond portfolio Sub-accounts in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit. If you have elected HD GRO, you may have Account Value allocated to an AST bond portfolio Sub-account only by operation of the formula, and thus you may not allocate Purchase Payments to or make transfers to or from an AST bond portfolio Sub-account.

Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. The formula determines the appropriate AST bond portfolio Sub-account to which Account Value is transferred. On any day a transfer into or out of the AST bond portfolio Sub-account is made, the formula may dictate that a transfer out of one AST bond portfolio Sub-account be made into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the “current liability”, as described below. In the formula, we use the term “Transfer Account” to refer to the AST bond portfolio Sub-account to which a transfer would be made. As indicated, the formula and AST bond portfolio Sub-accounts are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, the formula applicable to you under the benefit determines which AST bond portfolio Sub-account your Account Value is transferred to, and under what circumstances a transfer is made.

In general, the formula works as follows. Under the formula, Account Value will transfer between the “Permitted Sub-accounts” and an AST bond portfolio Sub-account when dictated by the pre-determined mathematical formula. On each Valuation Day, including the effective date of the benefit, the pre-determined mathematical formula is used to compare your Account Value to an amount based on the guarantees provided under the benefit. The formula determines whether a transfer occurs based, among other things, on an identification of the outstanding guarantee that has the largest present value. Based on the formula, a determination is made as to whether any portion of your Account Value is to be transferred to or from the AST bond portfolio Sub-account. In identifying those guarantees, we consider each guarantee that already has been set (i.e., on a benefit anniversary), as well as an amount that we refer to as the “Projected Future Guarantee.” The “Projected Future Guarantee” is an amount equal to the highest Account Value (adjusted for withdrawals, additional Purchase Payments, and any associated Credits as described in the section of the prospectus concerning HD GRO) within the current benefit year that would result in a new guarantee. For the Projected Future Guarantee, the assumed Guarantee Period begins on the current Valuation Day and ends 10 years from the next anniversary of the effective date of the benefit. As such, a Projected Future Guarantee could cause a transfer of Account Value into an AST bond portfolio Sub-account. We only calculate a Projected Future Guarantee if the assumed Guarantee Period associated with that Projected Future Guarantee does not extend beyond the latest Annuity Date applicable to the Annuity. The amount that is transferred to and from the AST bond portfolio Sub-accounts pursuant to the formula depends upon the factors set forth in the bullet points below, some of which relate to the guarantee amount(s), including the Projected Future Guarantee.

For each outstanding guarantee and the Projected Future Guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable “discount rate”, would equal the applicable guarantee amount on the Maturity Date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing that interest rate by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the “current liability” in the formula. The formula compares the current liability to the amount of your Account Value held within the AST bond portfolio Sub-account and to your Account Value held within the Permitted Sub-accounts. If the current liability, reduced by the amount held within the current AST bond portfolio Sub-account, and divided by the amount held within the Permitted Sub-accounts, exceeds an upper target value (currently, 85%), then

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the formula will make a transfer into the AST bond portfolio Sub-account, in the amount dictated by the formula (subject to the 90% cap feature discussed below). If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount within the Permitted Sub-accounts, is less than a lower target value (currently, 79%), then the formula will transfer Account Value from the AST bond portfolio Sub-account into the Permitted Sub-accounts, in the amount dictated by the formula.

As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts. Where you have not elected the 90% cap feature, at any given time, some, none, or all of your Account Value may be allocated to an AST bond portfolio Sub-account. For such elections, if your entire Account Value is transferred to an AST bond portfolio Sub-account, then based on the way the formula operates, the formula will not transfer amounts out of the AST bond portfolio Sub-account and the entire Account Value would remain in the AST bond portfolio Sub-account. If you make additional Purchase Payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional Purchase Payments may or may not cause the formula to transfer money into or out of the AST bond portfolio Sub-account. Once the Purchase Payments are allocated to your Annuity, they also will be subject to the formula, which may result in immediate transfers to or from the AST bond portfolio Sub-accounts, if dictated by the formula. If you have elected the 90% cap feature discussed below, at any given time, some, none, or most of your Account Value may be allocated to the AST bond portfolio Sub-accounts.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST bond portfolio Sub-accounts pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

■	The difference between your Account Value and your guarantee amount(s);
■	The amount of time until the maturity of your guarantee(s);
■	The amount invested in, and the performance of, the Permitted Sub-accounts;
■	The amount invested in, and the performance of, the AST bond portfolio Sub-accounts;
■	The discount rate used to determine the present value of your guarantee(s);
■	Additional Purchase Payments, if any, that you make to the Annuity; and
■	Withdrawals, if any, taken from the Annuity.

Any amounts invested in the AST bond portfolio Sub-accounts will affect your ability to participate in a subsequent market recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the market recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected. The AST bond portfolio Sub-accounts are available only with certain optional living benefits, and you may not allocate Purchase Payments to or transfer Account Value to or from the AST bond portfolio Sub-accounts.

Election/Cancellation of the Benefit

We no longer permit new elections of Highest Daily GRO. If you currently participate in Highest Daily GRO, your existing guarantees are unaffected by the fact that we no longer offer Highest Daily GRO.

If you wish, you may cancel the Highest Daily GRO benefit. You may then elect any other currently available living benefit, which is available to be added post issue on any Valuation Day after you have cancelled the Highest Daily GRO benefit, provided the request is received in good order (subject to state availability and in accordance with any applicable age requirements). Upon cancellation of the Highest Daily GRO benefit, any Account Value allocated to the AST Bond Portfolio Sub-accounts used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro-rata. Upon your election of another living benefit, Account Value may be transferred between the AST Bond Portfolio Sub-accounts or, depending on the benefits selected, the AST Investment Grade Bond Portfolio, and the Permitted Sub-accounts according to a pre-determined mathematical formula used with that benefit. It is possible that over time the formula could transfer some, most, or none of the Account Value to the AST Bond Portfolio Sub-accounts or, depending on the benefits selected, the AST Investment Grade Bond Portfolio, under the newly-elected benefit. You also should be aware that upon cancellation of the Highest Daily GRO benefit, you will lose all guarantees that you had accumulated under the benefit. Thus, the guarantees under your newly-elected benefit will be based on your current Account Value. The benefit you elect or re-elect may be more expensive than the benefit you cancel. Once the Highest Daily GRO benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Highest Daily GRO benefit provided that the benefit you are looking to elect is available on a post-issue basis.

Highest Daily GRO will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or (d) upon full

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surrender of the Annuity. If you elect to terminate the benefit, Highest Daily GRO will no longer provide any guarantees. The charge for the Highest Daily GRO benefit will no longer be deducted from your Account Value upon termination of the benefit.

Special Considerations under Highest Daily GRO

This benefit is subject to certain rules and restrictions, including, but not limited to the following:

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Upon inception of the benefit, 100% of your Account Value must have been allocated to the Permitted Sub-accounts. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.

■	You cannot participate in any dollar cost averaging program that transfers Account Value from a fixed interest rate option to a Sub-account.
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Transfers from the other Sub-accounts to an AST bond portfolio Sub-account or from an AST bond portfolio Sub-account to the other Sub-accounts under the benefit will not count toward the maximum number of free transfers allowable under the Annuity.

■	Any amounts applied to your Account Value by us on a maturity date will not be treated as “investment in the contract” for income tax purposes.
■	As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.
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We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this program. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year. We may also require that you allocate your Account Value according to an asset allocation model.

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If you elect this benefit, and in connection with that election you are required to reallocate to different investment options permitted under this benefit, then on the Valuation Day on which we receive your request in Good Order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in permitted investment options that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

Charges under the Benefit

We deduct an annual charge equal to 0.60% (0.35% for elections prior to May 1, 2009) of the average daily net assets of the Sub-accounts (including each AST bond portfolio Sub-account) for participation in the Highest Daily GRO benefit. The charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed and (b) administration of the benefit. We reserve the right to increase this fee for newly-issued contracts or new elections of the benefit. The charges will not exceed the maximum charges shown in the section of this Prospectus entitled “Summary of Contract Fees and Charges.” You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.

OPTIONAL 90% CAP FEATURE FOR HIGHEST DAILY GRO

If you currently own an Annuity and have elected the Highest Daily GRO benefit, you can elect this optional feature, at no additional cost, which utilizes a new mathematical formula. The predetermined mathematical formula is described below and will replace the “Transfer Calculation” portion of the mathematical formula currently used in connection with your benefit on a prospective basis. This election may only be made once and may not be revoked once elected. The new formula is set forth in Appendix N of this prospectus, and is described below. Only the election of the 90% cap feature will prevent all of your Account Value from being allocated to an AST bond portfolio Sub-account. If all of your Account Value is currently allocated to an AST bond portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect this 90% cap feature. If you make additional Purchase Payments, they may result in a transfer of Account Value.

As with the formula that does not include the 90% cap feature, the formula with the 90% cap feature determines whether a transfer occurs based, among other things, on an identification of the outstanding guarantee that has the largest present value. In identifying those guarantees, we consider each guarantee that already has been set (i.e., on a benefit anniversary), as well as the “Projected Future Guarantee” (as described above).

Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. In the description of the formula in the next paragraph, we refer to the AST bond portfolio Sub-account in which you are invested immediately prior to any potential asset transfer as the “Current AST bond portfolio Sub-account.” The formula may dictate that a transfer out of the Current AST bond portfolio Sub-account be made, or alternatively may mandate a transfer into an AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the “current liability” (we refer to that Sub-account as the “Transfer AST bond portfolio Sub-account”). Note that if the Current AST bond portfolio Sub-account is associated with the current liability, then that Sub-account would be the Transfer AST bond portfolio Sub-account, and we would simply transfer additional assets into the Sub-account if dictated by the formula.

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Under the new formula, the formula will not execute a transfer to the Transfer AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account (“90% cap feature”). Thus, on any Valuation Day, if the formula would require a transfer to the Transfer AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a formula-initiated transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature). At no time will the formula make a transfer to the Transfer AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the Transfer AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the Transfer AST bond portfolio Sub-account.

If you make additional purchase payments to your Annuity while the transfer restriction of the 90% cap feature is in effect, the formula will not transfer any of such additional purchase payments to the Transfer AST bond portfolio Sub-account at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the Transfer AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the Transfer AST bond portfolio Sub-account (at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account).

For example,

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March 19, 2010 – a transfer is made that results in the 90% cap feature being met and now $90,000 is allocated to the Transfer AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

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March 20, 2010 – you make an additional purchase payment of $10,000. No transfers have been made from the Transfer AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2010.

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As of March 20, 2010 (and at least until first a transfer is made out of the Transfer AST bond portfolio Sub-account under the formula) the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the Transfer AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the Transfer AST bond portfolio Sub-account).

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Once there is a transfer out of the Transfer AST bond portfolio Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature).

If at the time you elect the 90% cap feature, more than 90% of your Account Value is allocated to an AST bond portfolio Sub-account used with the benefit, a transfer will be made from the AST bond portfolio Sub-account such that Account Value will be allocated 90% to the AST bond portfolio Sub-account and 10% will be allocated to your elected Sub-accounts. Amounts to be transferred from the AST bond portfolio Sub-account to your elected Sub-accounts will be transferred according to the following “hierarchy” (i.e., if a given item is inapplicable, we use the next instruction that is applicable): (a) the percentages dictated by any existing asset allocation program; or (b) the percentages dictated by any auto-rebalancing program; or (c) pro-rata according to amounts currently held in your elected Sub-accounts; or (d) according to the currently-effective allocation instructions used for the allocation of subsequent Purchase Payments. It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amount of such additional transfer(s) will vary. If, on the date this feature is elected, 100% of your Account Value is allocated to the Transfer AST bond portfolio Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts.

It is possible that an additional transfer to the Permitted Sub-accounts could occur the following Valuation Day(s), and in some instances (based upon the formula) the additional transfer(s) could be large. Thereafter, your Account Value can be transferred between the Transfer AST bond portfolio Sub-account and your Permitted Sub-accounts as frequently as daily, based on what the formula prescribes.

Once the transfer restriction of the 90% cap feature is triggered, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature).

Important Considerations When Electing this Feature:

■	At any given time, some, most or none of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.
■

Please be aware that because of the way the 90% cap rule mathematical formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.

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If this feature is elected, any Account Value transferred to the Permitted Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending on the performance of the Permitted Sub-accounts you select.

Your election of the 90% cap feature will not result in your losing the guarantees you had accumulated under your existing Highest Daily GRO benefit.

GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB)

The Guaranteed Minimum Withdrawal Benefit is no longer available for new elections.

The Guaranteed Minimum Withdrawal Benefit guarantees your ability to withdraw amounts equal to an initial principal value (called the “Protected Value”), regardless of the impact of Sub-account performance on your Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that Sub-account performance will not affect your ability to protect your principal. You are not required to make withdrawals as part of the benefit – the guarantee is not lost if you withdraw less than the maximum allowable amount of principal each year under the rules of the benefit. There is an additional charge if you elect the GMWB benefit; however, the charge may be waived under certain circumstances described below.

Key Feature – Protected Value

The Protected Value is the total amount that we guarantee will be available to you through withdrawals from your Annuity and/or benefit payments, regardless of the impact of Sub-account performance on your Account Value. The Protected Value is reduced with each withdrawal you make until the Protected Value is reduced to zero. When the Protected Value is reduced to zero due to your withdrawals, the GMWB program terminates. Additionally, the Protected Value is used to determine the maximum annual amount that you can withdraw from your Annuity, called the Protected Annual Withdrawal Amount, without triggering an adjustment in the Protected Value on a proportional basis. The Protected Value is referred to as the “Benefit Base” in the rider we issue for this benefit.

The Protected Value is determined as of the date you make your first withdrawal under your Annuity following your election of the GMWB benefit. The initial Protected Value is equal to the greater of (A) the Account Value on the date you elect the GMWB benefit, plus any additional purchase payments (plus any Credits applied to such purchase payments under Optimum Plus) before the date of your first withdrawal; or (B) the Account Value as of the date of the first withdrawal from your Annuity. The Protected Value may be enhanced by increases in your Account Value due to market performance during the period between your election of the GMWB benefit and the date of your first withdrawal.

■	If you elect the GMWB benefit at the time you purchase your Annuity, the Account Value will be your initial Purchase Payment (plus any Credits applied to such purchase payments under Optimum Plus).
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If we offer the GMWB benefit to existing Annuity Owners, the Account Value on the anniversary of the Issue Date of your Annuity following your election of the GMWB benefit will be used to determine the initial Protected Value.

■

If you make additional purchase payments after your first withdrawal, the Protected Value will be increased by the amount of the additional purchase payment (plus any Credits applied to such purchase payments under Optimum Plus).

You may elect to step-up your Protected Value if, due to positive market performance, your Account Value is greater than the Protected Value. You are eligible to step-up the Protected Value on or after the 5th anniversary following the first withdrawal under the GMWB benefit. The Protected Value can be stepped up again on or after the 5th anniversary following the preceding step-up. If you elect to step-up the Protected Value, you must do so during the 30-day period prior to your eligibility date. If you elect to step-up the Protected Value under the benefit, and on the date you elect to step-up, the charges under the GMWB benefit have changed for new purchasers, your benefit may be subject to the new charge going forward.

Upon election of the step-up, we reset the Protected Value to be equal to the then current Account Value. For example, assume your initial Protected Value was $100,000 and you have made cumulative withdrawals of $40,000, reducing the Protected Value to $60,000. On the date you are eligible to step-up the Protected Value, your Account Value is equal to $75,000. You could elect to step-up the Protected Value to $75,000 on the date you are eligible. Upon election of the step-up, we also reset the Protected Annual Withdrawal Amount (discussed immediately below) to be equal to the greater of (A) the Protected Annual Withdrawal Amount immediately prior to the reset; and (B) 7% of the Protected Value immediately after the reset.

Key Feature – Protected Annual Withdrawal Amount.

The initial Protected Annual Withdrawal Amount is equal to 7% of the Protected Value. Under the GMWB benefit, if your cumulative withdrawals each Annuity Year are less than or equal to the Protected Annual Withdrawal Amount, your Protected Value will be reduced on a “dollar-for-dollar” basis (the Protected Value is reduced by the actual amount of the withdrawal, including any CDSC or MVA that may apply). Cumulative withdrawals in any Annuity Year that exceed the Protected Annual Withdrawal Amount trigger a proportional adjustment to both the Protected Value and the Protected Annual Withdrawal Amount, as described in the rider for this benefit (see the examples of this calculation below). The Protected Annual Withdrawal Amount is referred to as the “Maximum Annual Benefit” in the rider we issue for this benefit.

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The GMWB benefit does not affect your ability to make withdrawals under your Annuity or limit your ability to request withdrawals that exceed the Protected Annual Withdrawal Amount. You are not required to withdraw all or any portion of the Protected Annual Withdrawal Amount each Annuity Year.

If, cumulatively, you withdraw an amount less than the Protected Annual Withdrawal Amount in any Annuity Year, you cannot carry-over the unused portion of the Protected Annual Withdrawal Amount to subsequent Annuity Years. However, because the Protected Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Protected Annual Withdrawal Amount may extend the period of time until the remaining Protected Value is reduced to zero.

■	Additional purchase payments will increase the Protected Annual Withdrawal Amount by 7% of the applicable Purchase Payment (and any Credits we apply to such purchase payments under Optimum Plus).
■	If the Protected Annual Withdrawal Amount after an adjustment exceeds the Protected Value, the Protected Annual Withdrawal Amount will be set equal to the Protected Value.

The following examples of dollar-for-dollar and proportional reductions and the reset of the Maximum Annual Benefit assume that: 1.) the Issue Date and the effective date of the GMWB benefit are October 13, 2005; 2.) an initial Purchase Payment of $250,000 (includes any Credits in the case of Optimum Plus); 3.) a Protected Value of $250,000; and 4.) a Protected Annual Withdrawal Amount of $17,500 (7% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for GMWB or any other fees and charges.

Example 1. Dollar-For-Dollar Reduction

A $10,000 withdrawal is taken on November 13, 2005 (in the first Annuity Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Protected Annual Withdrawal Amount:

■	The Protected Value is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).
■	The remaining Protected Annual Withdrawal Amount for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $17,500 to $7,500).

Example 2. Dollar-For-Dollar and Proportional Reductions

A second $10,000 withdrawal is taken on December 13, 2005 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $220,000. As the amount withdrawn exceeds the remaining Protected Annual Withdrawal Amount of $7,500 from Example 1:

■	The Protected Value is first reduced by the remaining Protected Annual Withdrawal Amount (from $240,000 to $232,500);
■	The result is then further reduced by the ratio of A to B, where:

—	A is the amount withdrawn less the remaining Protected Annual Withdrawal Amount ($10,000 – $7,500, or $2,500).
—	B is the Account Value less the remaining Protected Annual Withdrawal Amount ($220,000 – $7,500, or $212,500).

The resulting Protected Value is: $232,500 × (1 – $2,500 / $212,500), or $229,764.71.

■	The Protected Annual Withdrawal Amount is also reduced by the ratio of A to B: The resulting Protected Annual Withdrawal Amount is: $17,500 × (1 – $2,500 / $212,500), or $17,294.12;
■	The remaining Protected Annual Withdrawal Amount is set to zero (0) for the balance of the first Annuity Year.

Example 3. Reset of the Maximum Annual Benefit

A $10,000 withdrawal is made on October 13, 2006 (second Annuity Year). The remaining Protected Annual Withdrawal Amount has been reset to the Protected Annual Withdrawal Amount of $17,294.12 from Example 2. As the amount withdrawn is less than the remaining Protected Annual Withdrawal Amount:

■	the Protected Value is reduced by the amount withdrawn (i.e., reduced by $10,000, from $229,764.71 to $219,764.71).
■	the remaining Protected Annual Withdrawal Amount for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $17,294.12 to $7,294.12).

BENEFITS UNDER GMWB

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In addition to any withdrawals you make under the GMWB benefit, Sub-account performance may reduce your Account Value. If your Account Value is equal to zero, and you have not received all of your Protected Value in the form of withdrawals from your Annuity, we will continue to make payments equal to the remaining Protected Value in the form of fixed, periodic payments until the remainder of the Protected Value is paid, at which time the rider terminates. The fixed, periodic payments will each be equal to the Protected Annual Withdrawal Amount, except for the last payment which may be equal to the remaining Protected Value. We will determine the duration for which periodic payments will continue by dividing the Protected Value by the Protected Annual Withdrawal Amount. You will not have the right to make additional Purchase Payments or receive the remaining Protected Value in a lump sum. You can elect the frequency of payments, subject to our rules then in effect.

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If the death benefit under your Annuity becomes payable before you have received all of your Protected Value in the form of withdrawals from your Annuity, your Beneficiary has the option to elect to receive the remaining Protected Value as an alternate death benefit payout in lieu of the amount payable under any other death benefit provided under your Annuity. The remaining Protected Value will be payable in the form of fixed, periodic payments. Your beneficiary can elect the frequency of payments, subject to our rules then in effect. We will determine the duration for which periodic payments will continue by dividing the Protected Value by the Protected Annual Withdrawal Amount. The Protected Value is not equal to the Account Value for purposes of the Annuity’s other death benefit options. The GMWB benefit does not increase or decrease the amount otherwise payable under the Annuity’s other death benefit options. Generally, the GMWB benefit would be of value to your Beneficiary only when the Protected Value at death exceeds any other amount available as a death benefit.

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If you elect to begin receiving annuity payments before you have received all of your Protected Value in the form of withdrawals from your Annuity, an additional annuity payment option will be available that makes fixed annuity payments for a certain period, determined by dividing the Protected Value by the Protected Annual Withdrawal Amount. If you elect to receive annuity payments calculated in this manner, the assumed interest rate used to calculate such payments will be 0%, which is less than the assumed interest rate on other annuity payment options we offer. This 0% assumed interest rate results in lower annuity payments than what would have been paid if the assumed interest rate was higher than 0%. You can also elect to terminate the GMWB benefit and begin receiving annuity payments based on your then current Account Value (not the remaining Protected Value) under any of the available annuity payment options.

Other Important Considerations

■	Withdrawals under the GMWB benefit are subject to all of the terms and conditions of your Annuity, including any CDSC and MVA that may apply.
■	Withdrawals made while the GMWB benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under your Annuity.
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The GMWB benefit does not directly affect your Annuity’s Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal. If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Value.

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You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the GMWB benefit. The GMWB benefit provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Protected Value in the form of periodic benefit payments.

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We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this program. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year. We may also require that you allocate your Account Value according to an asset allocation model.

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The Basic Death Benefit will terminate if withdrawals taken under the GMWB benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the GMWB benefit cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

Election of the Benefit

The GMWB benefit is no longer available. If you currently participate in GMWB, your existing guarantees are unaffected by the fact that we no longer offer GMWB.

We reserve the right to restrict the maximum amount of Protected Value that may be covered under the GMWB benefit under this Annuity or any other annuities that you own that are issued by Prudential Annuities or its affiliated companies.

Termination of the Benefit

The benefit terminates automatically when your Protected Value reaches zero based on your withdrawals. You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective. The benefit terminates upon your surrender of your Annuity, upon due proof of death (unless your surviving spouse elects to continue your Annuity and the GMWB benefit or your Beneficiary elects to receive the amounts payable under the GMWB benefit in lieu of the death benefit) or upon your election to begin receiving annuity payments.

The charge for the GMWB benefit will no longer be deducted from your Account Value upon termination of the benefit.

Please note that if you terminate a living benefit such as GMWB and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. We reserve the right to waive, change and/or further limit the election frequency in the future.

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Charges under the Program

Currently, we deduct a charge equal to 0.35% of the average daily net assets of the Sub-accounts per year to purchase the GMWB benefit. The annual charge is deducted daily.

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If, during the seven years following the effective date of the benefit, you do not make any withdrawals, and also during the five years after the effective date of the benefit you make no purchase payment, we will thereafter waive the charge for GMWB. If you make a purchase payment after we have instituted that fee waiver (whether that purchase payment is directed to a Sub-account or to a Fixed Allocation), we will resume imposing the GMWB fee (without notifying you of the resumption of the charge). Withdrawals that you take after the fee waiver has been instituted will not result in the re-imposition of the GMWB charge.

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If you elect to step-up the Protected Value under the benefit, and on the date you elect to step-up, the charges under the benefit have changed for new purchasers, your benefit may be subject to the new charge level for the benefit.

Additional Tax Considerations for Qualified Contracts/Arrangements

If you purchase an Annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than 5% owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Protected Annual Withdrawal Amount, which will cause us to recalculate the Protected Value and the Protected Annual Withdrawal Amount, resulting in a lower amount payable in future Annuity Years.

GUARANTEED MINIMUM INCOME BENEFIT (GMIB)

The Guaranteed Minimum Income Benefit is no longer available for new elections.

The Guaranteed Minimum Income Benefit is an optional benefit that, after a seven-year waiting period, guarantees your ability to begin receiving income from your Annuity in the form of annuity payments based on a guaranteed minimum value (called the “Protected Income Value”) that increases after the waiting period begins, regardless of the impact of Sub-account performance on your Account Value. The benefit may be appropriate for you if you anticipate using your Annuity as a future source of periodic fixed income payments for the remainder of your life and wish to ensure that the basis upon which your income payments will be calculated will achieve at least a minimum amount despite fluctuations in market performance. There is an additional charge if you elected the GMIB benefit.

Key Feature – Protected Income Value

The Protected Income Value is the minimum amount that we guarantee will be available (net of any applicable tax charge), after a waiting period of at least seven years, as a basis to begin receiving fixed annuity payments. The Protected Income Value is initially established on the effective date of the GMIB benefit and is equal to your Account Value on such date. Currently, since the GMIB benefit may only be elected at issue, the effective date is the Issue Date of your Annuity. The Protected Income Value is increased daily based on an annual growth rate of 5%, subject to the limitations described below. The Protected Income Value is referred to as the “Protected Value” in the rider we issue for this benefit. The 5% annual growth rate is referred to as the “Roll-Up Percentage” in the rider we issue for this benefit.

The Protected Income Value is subject to a limit of 200% (2X) of the sum of the Protected Income Value established on the effective date of the GMIB benefit, or the effective date of any step-up value, plus any additional purchase payments (and any Credit that is applied to such purchase payments in the case of Optimum Plus) made after the waiting period begins (“Maximum Protected Income Value”), minus the impact of any withdrawals (as described below in “Impact of Withdrawals on the Protected Income Value”) you make from your Annuity after the waiting period begins.

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Subject to the maximum age/durational limits described immediately below, we will no longer increase the Protected Income Value by the 5% annual growth rate once you reach the Maximum Protected Income Value. However, we will increase the Protected Income Value by the amount of any additional purchase payments after you reach the Maximum Protected Income Value. Further, if you make withdrawals after you reach the Maximum Protected Income Value, we will reduce the Protected Income Value and the Maximum Protected Income Value by the proportional impact of the withdrawal on your Account Value.

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Subject to the Maximum Protected Income Value, we will no longer increase the Protected Income Value by the 5% annual growth rate after the later of the anniversary date on or immediately following the Annuitant’s 80th birthday or the 7th anniversary of the later of the effective date of the GMIB benefit or the effective date of the most recent step-up. However, we will increase the Protected Income Value by the amount of any additional purchase payments (and any Credit that is applied to such purchase payments in the case of Optimum Plus). Further, if you make withdrawals after the Annuitant reaches the maximum age/duration limits, we will reduce the Protected Income Value and the Maximum Protected Income Value by the proportional impact of the withdrawal on your Account Value.

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Subject to the Maximum Protected Income Value, if you make an additional purchase payment, we will increase the Protected Income Value by the amount of the purchase payment (and any Credit that is applied to such purchase payment in the case of Optimum Plus) and will apply the 5% annual growth rate on the new amount from the date the purchase payment is applied.

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As described below, after the waiting period begins, cumulative withdrawals each Annuity Year that are up to 5% of the Protected Income Value on the prior anniversary of your Annuity will reduce the Protected Income Value by the amount of the withdrawal. Cumulative withdrawals each Annuity Year in excess of 5% of the Protected Income Value on the prior anniversary of your Annuity will reduce the Protected Income Value proportionately. All withdrawals after the Maximum Protected Income Value is reached will reduce the Protected Income Value proportionately. The 5% annual growth rate will be applied to the reduced Protected Income Value from the date of the withdrawal.

Stepping-Up the Protected Income Value – You may elect to “step-up” or “reset” your Protected Income Value if your Account Value is greater than the current Protected Income Value. Upon exercise of the step-up provision, your initial Protected Income Value will be reset equal to your current Account Value. From the date that you elect to step-up the Protected Income Value, we will apply the 5% annual growth rate to the stepped-up Protected Income Value, as described above. You can exercise the step-up provision twice while the GMIB benefit is in effect, and only while the Annuitant is less than age 76.

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A new seven-year waiting period will be established upon the effective date of your election to step-up the Protected Income Value. You cannot exercise your right to begin receiving annuity payments under the GMIB benefit until the end of the new waiting period. In light of this waiting period upon resets, it is not recommended that you reset your GMIB if the required beginning date under IRS minimum distribution requirements would commence during the 7 year waiting period. See “Tax Considerations” section in this prospectus for additional information on IRS requirements.

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The Maximum Protected Income Value will be reset as of the effective date of any step-up. The new Maximum Protected Income Value will be equal to 200% of the sum of the Protected Income Value as of the effective date of the step-up plus any subsequent purchase payments (and any Credit that is applied to such purchase payments in the case of Optimum Plus), minus the impact of any withdrawals after the date of the step-up.

■	When determining the guaranteed annuity purchase rates for annuity payments under the GMIB benefit, we will apply such rates based on the number of years since the most recent step-up.
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If you elect to step-up the Protected Income Value under the benefit, and on the date you elect to step-up, the charges under the GMIB benefit have changed for new purchasers, your benefit may be subject to the new charge going forward.

■	A step-up will increase the dollar-for-dollar limit on the anniversary of the Issue Date of the Annuity following such step-up.

Impact of Withdrawals on the Protected Income Value – Cumulative withdrawals each Annuity Year up to 5% of the Protected Income Value will reduce the Protected Income Value on a “dollar-for-dollar” basis (the Protected Income Value is reduced by the actual amount of the withdrawal). Cumulative withdrawals in any Annuity Year in excess of 5% of the Protected Income Value will reduce the Protected Income Value proportionately (see the examples of this calculation below). The 5% annual withdrawal amount is determined on each anniversary of the Issue Date (or on the Issue Date for the first Annuity Year) and applies to any withdrawals during the Annuity Year. This means that the amount available for withdrawals each Annuity Year on a “dollar-for-dollar” basis is adjusted on each Annuity anniversary to reflect changes in the Protected Income Value during the prior Annuity Year.

The Maximum Protected Income Value is reduced by the same dollar-for-dollar amount as the Protected Income Value is reduced and the same proportional percentage as the Protected Income Value is reduced.

The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GMIB benefit are October 13, 2005; 2.) an initial Purchase Payment of $250,000 (includes any Credits in the case of Optimum Plus); 3.) an initial Protected Income Value of $250,000; 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000); and 5.) a Maximum Protected Income Value of $500,000 (200% of the initial Protected Income Value). The values set forth here are purely hypothetical and do not reflect the charge for GMIB or any other fees and charges.

Example 1. Dollar-for-dollar reduction

A $10,000 withdrawal is taken on November 13, 2005 (in the first Annuity Year). No prior withdrawals or step-ups have been taken. Immediately prior to the withdrawal, the Protected Income Value is $251,038.10 (the initial value accumulated for 31 days at an annual effective rate of 5%). As the amount withdrawn is less than the dollar-for-dollar limit:

■	The Protected Income Value is reduced by the amount withdrawn (i.e., by $10,000, from $251,038.10 to $241,038.10).
■	The Maximum Protected Income Value is reduced by the amount withdrawn (i.e., by $10,000 from $500,000.00 to $490,000.00).
■	The remaining dollar-for-dollar limit (“Remaining Limit”) for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

Example 2. Dollar-for-dollar and proportional reductions

A second $10,000 withdrawal is taken on December 13, 2005 (still within the first Annuity Year). Immediately before the withdrawal, the Account Value is $220,000, the Protected Income Value is $242,006.64 and the Maximum Protected Income Value is $490,000.00. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:

■	The Protected Income Value is first reduced by the Remaining Limit (from $242,006.64 to $239,506.64);
■	The result is then further reduced by the ratio of A to B, where:

—	A is the amount withdrawn less the Remaining Limit ($10,000 – $2,500, or $7,500).
—	B is the Account Value less the Remaining Limit ($220,000 – $2,500, or $217,500).

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The resulting Protected Income Value is: $239,506.64 X (1 – $7,500 / $217,500), or $231,247.79.

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The Maximum Protected Income Value is reduced first by the same dollar amount as the Protected Income Value ($490,000.00 – $2,500 or $487,500.00) and by the same proportion as for the Protected Income Value ($487,500.00 X 0.9655 or $470,689.66).

■	The Remaining Limit is set to zero (0) for the balance of the first Annuity Year.

Example 3. Reset of the dollar-for-dollar limit

A $10,000 withdrawal is made on the first anniversary of the Issue Date, October 13, 2006 (second Annuity Year). Prior to the withdrawal, the Protected Income Value is $240,838.37 and the Maximum Protected Income Value is $470,689.66. The Remaining Limit is reset to 5% of the Protected Income Value amount, or $12,041.92. As the amount withdrawn is less than the dollar-for-dollar limit:

■	The Protected Income Value is reduced by the amount withdrawn (i.e., reduced by $10,000, from $240,838.37 to $230,838.37).
■	The Maximum Protected Income Value is also reduced by the amount withdrawn (i.e., by $10,000 from $470,689.66, to $460,689.66).
■	The Remaining Limit for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $12,041.92 to $2,041.92).

Key Feature – GMIB Annuity Payments

You can elect to apply the Protected Income Value to one of the available GMIB Annuity Payment Options on any anniversary date following the initial waiting period, or any subsequent waiting period established upon your election to step-up the Protected Income Value. Once you have completed the waiting period, you will have a 30-day period each year, after the Annuity anniversary, during which you may elect to begin receiving annuity payments under one of the available GMIB Annuity Payment Options. You must elect one of the GMIB Annuity Payment Options by the anniversary of the Annuity’s Issue Date on or immediately following the Annuitant’s or your 95th birthday or whichever is sooner, except for Annuities used as a funding vehicle for an IRA, SEP IRA or 403(b), in which case you must elect one of the GMIB Annuity Payment Options by the anniversary of the Annuity’s Issue Date on or immediately following the Annuitant’s 92nd birthday.

Your Annuity or state law may require you to begin receiving annuity payments at an earlier date.

The amount of each GMIB Annuity Payment will be determined based on the age and, where permitted by law, sex of the Annuitant by applying the Protected Income Value (net of any applicable tax charge that may be due) to the GMIB Annuity Payment Option you choose. We use special annuity purchase rates to calculate the amount of each payment due under the GMIB Annuity Payment Options. These special rates for the GMIB Annuity Payment Options are calculated using an assumed interest rate factor that provides for lower growth in the value applied to produce annuity payments than if you elected an annuity payment option that is not part of the GMIB benefit. These special rates also are calculated using other factors such as “age setbacks” (use of an age lower than the Annuitant’s actual age) that result in lower payments than would result if you elected an annuity payment option that is not part of the GMIB benefit. Use of an age setback entails a longer assumed life for the Annuitant which in turn results in lower annuity payments.

On the date that you elect to begin receiving GMIB Annuity Payments, we guarantee that your payments will be calculated based on your Account Value and our then current annuity purchase rates if the payment amount calculated on this basis would be higher than it would be based on the Protected Income Value and the special GMIB annuity purchase rates.

GMIB Annuity Payment Option 1 – Payments for Life with a Certain Period

Under this option, monthly annuity payments will be made until the death of the Annuitant. If the Annuitant dies before having received 120 monthly annuity payments, the remainder of the 120 monthly annuity payments will be made to the Beneficiary.

GMIB Annuity Payment Option 2 – Payments for Joint Lives with a Certain Period

Under this option, monthly annuity payments will be made until the death of both the Annuitant and the Joint Annuitant. If the Annuitant and the Joint Annuitant die before having received 120 monthly annuity payments, the remainder of the 120 monthly annuity payments will be made to the Beneficiary.

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If the Annuitant dies first, we will continue to make payments until the later of the death of the Joint Annuitant and the end of the period certain. However, if the Joint Annuitant is still receiving annuity payments following the end of the certain period, we will reduce the amount of each subsequent payment to 50% of the original payment amount.

■	If the Joint Annuitant dies first, we will continue to make payments until the later of the death of the Annuitant and the end of the period certain.

You cannot withdraw your Account Value or the Protected Income Value under either GMIB Annuity Payment Option once annuity payments have begun. We may make other payout frequencies available, such as quarterly, semi-annually or annually.

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Other Important Considerations

You should note that GMIB is designed to provide a type of insurance that serves as a safety net only in the event your Account Value declines significantly due to negative investment performance. If your Account Value is not significantly affected by negative investment performance, it is unlikely that the purchase of the GMIB will result in your receiving larger annuity payments than if you had not purchased GMIB. This is because the assumptions that we use in computing the GMIB, such as the annuity purchase rates, (which include assumptions as to age-setbacks and assumed interest rates), are more conservative than the assumptions that we use in computing annuity payout options outside of GMIB. Therefore, you may generate higher income payments if you were to annuitize a lower Account Value at the current annuity purchase rates, than if you were to annuitize under the GMIB with a higher Protected Value than your Account Value but, at the annuity purchase rates guaranteed under the GMIB. The GMIB benefit does not directly affect an Annuity’s Account Value, Surrender Value or the amount payable under either the basic Death Benefit provision of the Annuity or any optional Death Benefit provision. If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Income Value. The Protected Income Value is only applicable if you elect to begin receiving annuity payments under one of the GMIB annuity options after the waiting period.

■	Each Annuity offers other annuity payment options that you can elect which do not impose an additional charge, but which do not offer to guarantee a minimum value on which to make annuity payments.
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Where allowed by law, we reserve the right to limit subsequent purchase payments if we determine, at our sole discretion, that based on the timing of your purchase payments and withdrawals, your Protected Income Value is increasing in ways we did not intend. In determining whether to limit Purchase Payments, we will look at purchase payments which are disproportionately larger than your initial Purchase Payment and other actions that may artificially increase the Protected Income Value.

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We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this program. We reserve the right to transfer any Account Value in a prohibited investment option to an eligible investment option. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year. We may also require that you allocate your Account Value according to an asset allocation model.

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If you change the Annuitant after the effective date of the GMIB, the period of time during which we will apply the 5% annual growth rate may be changed based on the age of the new Annuitant. If the new Annuitant would not be eligible to elect the GMIB based on his or her age at the time of the change, then the GMIB program will terminate.

■	Annuity payments made under the GMIB are subject to the same tax treatment as any other annuity payment.
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At the time you elect to begin receiving annuity payments under the GMIB or under any other annuity payment option we make available, the protection provided by an Annuity’s basic Death Benefit or any optional Death Benefit provision you elected will no longer apply.

Election of the Benefit

The GMIB benefit is no longer available. If you currently participate in GMIB, your existing guarantees are unaffected by the fact that we no longer offer GMIB.

Termination of the Benefit

The GMIB benefit cannot be terminated by the Owner once elected. The GMIB benefit automatically terminates as of the date your Annuity is fully surrendered, on the date the Death Benefit is payable to your Beneficiary (unless your surviving spouse elects to continue your Annuity), or on the date that your Account Value is transferred to begin making annuity payments. The GMIB benefit may also be terminated if you designate a new Annuitant who would not be eligible to elect the GMIB benefit based on his or her age at the time of the change.

Upon termination of the GMIB benefit we will deduct the charge from your Account Value for the portion of the Annuity Year since the prior anniversary of the Annuity’s Issue Date (or the Issue Date if in the first Annuity Year).

Charges under the Benefit

Currently, we deduct a charge equal to 0.50% per year of the average Protected Income Value for the period the charge applies. Because the charge is calculated based on the average Protected Income Value, it does not increase or decrease based on changes to the Annuity’s Account Value due to market performance. The dollar amount you pay each year will increase in any year the Protected Income Value increases, and it will decrease in any year the Protected Income Value decreases due to withdrawal, irrespective of whether your Account Value increases or decreases.

The charge is deducted annually in arrears each Annuity Year on the anniversary of the Issue Date of an Annuity. We deduct the amount of the charge pro-rata from the Account Value allocated to the Sub-accounts and the Fixed Allocations. No MVA will apply to Account Value deducted from a Fixed Allocation. If you surrender your Annuity, begin receiving annuity payments under the GMIB benefit or any other annuity payment option we make available during an Annuity Year, or the GMIB benefit terminates, we will deduct the charge for the portion of the Annuity Year since the prior anniversary of the Annuity’s Issue Date (or the Issue Date if in the first Annuity Year). No charge applies after the Annuity Date.

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LIFETIME FIVE INCOME BENEFIT (LIFETIME FIVE)

The Lifetime Five Income Benefit is no longer being offered. Lifetime Five could have been elected only where the Annuitant and the Owner were the same person or, if the Annuity Owner is an entity, where there was only one Annuitant. The Annuitant must have been at least 45 years old when the benefit is elected. The Lifetime Five Income Benefit was not available if you elected any other optional living benefit. As long as your Lifetime Five Income Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available option(s) with this benefit.

The benefit that guarantees your ability to withdraw amounts equal to a percentage of an initial principal value (called the “Protected Withdrawal Value”), regardless of the impact of market performance on your Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. There are two options – one is designed to provide an annual withdrawal amount for life (the “Life Income Benefit”) and the other is designed to provide a greater annual withdrawal amount as long as there is Protected Withdrawal Value (adjusted as described below) (the “Withdrawal Benefit”). If there is no Protected Withdrawal Value, the withdrawal benefit will be zero. You do not choose between these two options; each option will continue to be available as long as your Annuity has an Account Value and the Lifetime Five is in effect. Certain benefits under Lifetime Five may remain in effect even if the Account Value of your Annuity is zero. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that market performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

Key Feature – Protected Withdrawal Value

The Protected Withdrawal Value is used to determine the amount of each annual payment under the Life Income Benefit and the Withdrawal Benefit. The initial Protected Withdrawal Value is determined as of the date you make your first withdrawal under your Annuity following your election of Lifetime Five. The initial Protected Withdrawal Value is equal to the greater of (A) the Account Value on the date you elect Lifetime Five, plus any additional purchase payments, as applicable, each growing at 5% per year from the date of your election of the benefit, or application of the purchase payment to your Annuity, until the date of your first withdrawal or the 10th anniversary of the benefit effective date, if earlier (B) the Account Value on the date of the first withdrawal from your Annuity, prior to the withdrawal, and (C) the highest Account Value on each Annuity anniversary, plus subsequent purchase payments prior to the first withdrawal or the 10th anniversary of the benefit effective date, if earlier. With respect to (A) and (C) above, after the 10th anniversary of the benefit effective date, each value is increased by the amount of any subsequent purchase payments. With respect to Optimum Plus, Credits are added to purchase payments for purposes of calculating the Protected Withdrawal Value, the Annual Income Amount and the Annual Withdrawal Amount (see below for a description of Annual Income Amount and Annual Withdrawal Amount).

■	If you elected the Lifetime Five benefit at the time you purchased your Annuity, the Account Value would have been your initial Purchase Payment.
■	If you make additional purchase payments after your first withdrawal, the Protected Withdrawal Value will be increased by the amount of each additional purchase payment.

The Protected Withdrawal Value is reduced each time a withdrawal is made on a dollar-for-dollar basis up to the Annual Withdrawal Amount, per Annuity Year, of the Protected Withdrawal Value and on the greater of a dollar-for-dollar basis or a pro rata basis for withdrawals in an Annuity Year in excess of that amount until the Protected Withdrawal Value is reduced to zero. At that point the Annual Withdrawal Amount will be zero until such time (if any) as the Annuity reflects a Protected Withdrawal Value (for example, due to a step-up or additional purchase payments being made into the Annuity).

Step-Up of the Protected Withdrawal Value

You may elect to step-up your Protected Withdrawal Value if, due to positive market performance, your Account Value is greater than the Protected Withdrawal Value.

If you elected the Lifetime Five benefit on or after March 20, 2006:

■	you are eligible to step-up the Protected Withdrawal Value on or after the 1st anniversary of the first withdrawal under the Lifetime Five benefit
■	the Protected Withdrawal Value can be stepped up again on or after the 1st anniversary of the preceding step-up

If you elected the Lifetime Five benefit prior to March 20, 2006 and that original election remains in effect:

■	you are eligible to step-up the Protected Withdrawal Value on or after the 5th anniversary of the first withdrawal under the Lifetime Five benefit
■	the Protected Withdrawal Value can be stepped up again on or after the 5th anniversary of the preceding step-up

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In either scenario (i.e., elections before or after March 20, 2006) if you elect to step-up the Protected Withdrawal Value under the benefit, and on the date you elect to step-up, the charges under the Lifetime Five benefit have changed for new purchasers, your benefit may be subject to the new charge at the time of step-up. Upon election of the step-up, we increase the Protected Withdrawal Value to be equal to the then current Account Value. For example, assume your initial Protected Withdrawal Value was $100,000 and you have made cumulative withdrawals of $40,000, reducing the Protected Withdrawal Value to $60,000. On the date you are eligible to step-up the Protected Withdrawal Value, your Account Value is equal to $75,000. You could elect to step-up the Protected Withdrawal Value to $75,000 on the date you are eligible. If your current Annual Income Amount and Annual Withdrawal Amount are less than they would be if we did not reflect the step-up in Protected Withdrawal Value, then we will increase these amounts to reflect the step-up as described below.

An optional automatic step-up (“Auto Step-Up”) feature is available for this benefit. This feature may be elected at the time the benefit is elected or at any time while the benefit is in force.

If you elected the Lifetime Five benefit on or after March 20, 2006 and have also elected the Auto Step-Up feature:

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the first Auto Step-Up opportunity will occur on the 1st Annuity Anniversary that is at least one year after the later of (1) the date of the first withdrawal under the Lifetime Five benefit or (2) the most recent step-up

■	your Protected Withdrawal Value will only be stepped-up if 5% of the Account Value is greater than the Annual Income Amount by any amount
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if at the time of the first Auto Step-Up opportunity, 5% of the Account Value is not greater than the Annual Income Amount, an Auto Step-Up opportunity will occur on each successive Annuity Anniversary until a step-up occurs

■	once a step-up occurs, the next Auto Step-Up opportunity will occur on the 1st Annuity Anniversary that is at least one year after the most recent step-up

If you elected the Lifetime Five benefit prior to March 20, 2006 and have also elected the Auto Step-Up feature:

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the first Auto Step-Up opportunity will occur on the Annuity Anniversary that is at least 5 years after the later of (1) the date of the first withdrawal under the Lifetime Five benefit or (2) the most recent step-up

■	your Protected Withdrawal Value will only be stepped-up if 5% of the Account Value is greater than the Annual Income Amount by 5% or more
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if at the time of the first Auto Step-Up opportunity, 5% of the Account Value does not exceed the Annual Income Amount by 5% or more, an Auto Step-Up opportunity will occur on each successive Annuity Anniversary until a step-up occurs

■	once a step-up occurs, the next Auto Step-Up opportunity will occur on the Annuity Anniversary that is at least 5 years after the most recent step-up

In either scenario (i.e., elections before or after March 20, 2006), if on the date that we implement an Auto Step-Up to your Protected Withdrawal Value, the charge for Lifetime Five has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Subject to our rules and restrictions, you will still be permitted to manually step-up the Protected Withdrawal Value even if you elect the Auto Step-Up feature.

Key Feature – Annual Income Amount under the Life Income Benefit

The initial Annual Income Amount is equal to 5% of the initial Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active. Under the Lifetime Five benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Annual Income Amount (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. A withdrawal can be considered Excess Income under the Life Income Benefit even though it does not exceed the Annual Withdrawal Amount under the Withdrawal Benefit. When you elect a step-up (or an auto step-up is effected), your Annual Income Amount increases to equal 5% of your Account Value after the step-up if such amount is greater than your Annual Income Amount. Your Annual Income Amount also increases if you make additional purchase payments. The amount of the increase is equal to 5% of any additional purchase payments (and any associated Credit with respect to Optimum Plus). Any increase will be added to your Annual Income Amount beginning on the day that the step-up is effective or the Purchase Payment is made. A determination of whether you have exceeded your Annual Income Amount is made at the time of each withdrawal; therefore a subsequent increase in the Annual Income Amount will not offset the effect of a withdrawal that exceeded the Annual Income Amount at the time the withdrawal was made.

Key Feature – Annual Withdrawal Amount under the Withdrawal Benefit

The initial Annual Withdrawal Amount is equal to 7% of the initial Protected Withdrawal Value. Under the Lifetime Five benefit, if your cumulative withdrawals each Annuity Year are less than or equal to the Annual Withdrawal Amount, your Protected Withdrawal Value will be reduced on a dollar-for-dollar basis. If your cumulative withdrawals are in excess of the Annual Withdrawal Amount (“Excess Withdrawal”), your Annual Withdrawal Amount will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Withdrawal to the Account Value immediately prior to such

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withdrawal (see the examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. When you elect a step-up (or an auto step-up is effected), your Annual Withdrawal Amount increases to equal 7% of your Account Value after the step-up if such amount is greater than your Annual Withdrawal Amount. Your Annual Withdrawal Amount also increases if you make additional purchase payments. The amount of the increase is equal to 7% of any additional purchase payments (and any associated Credit with respect to Optimum Plus). A determination of whether you have exceeded your Annual Withdrawal Amount is made at the time of each withdrawal; therefore, a subsequent increase in the Annual Withdrawal Amount will not offset the effect of a withdrawal that exceeded the Annual Withdrawal Amount at the time the withdrawal was made.

The Lifetime Five benefit does not affect your ability to make withdrawals under your Annuity or limit your ability to request withdrawals that exceed the Annual Income Amount and the Annual Withdrawal Amount. You are not required to withdraw all or any portion of the Annual Withdrawal Amount or Annual Income Amount in each Annuity Year.

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If, cumulatively, you withdraw an amount less than the Annual Withdrawal Amount under the Withdrawal Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Withdrawal Amount to subsequent Annuity Years. However, because the Protected Withdrawal Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Annual Withdrawal Amount may extend the period of time until the remaining Protected Withdrawal Value is reduced to zero.

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If, cumulatively, you withdraw an amount less than the Annual Income Amount under the Life Income Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years. However, because the Protected Withdrawal Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Annual Income Amount may extend the period of time until the remaining Protected Withdrawal Value is reduced to zero.

Examples of Withdrawal

The following examples of dollar-for-dollar and proportional reductions of the Protected Withdrawal Value, Annual Withdrawal Amount and Annual Income Amount assume: 1.) the Issue Date and the Effective Date of the Lifetime Five benefit are February 1, 2005; 2.) an initial Purchase Payment of $250,000; 3.) the Account Value on February 1, 2006 is equal to $265,000; and 4.) the first withdrawal occurs on March 1, 2006 when the Account Value is equal to $263,000;. The values set forth here are purely hypothetical, and do not reflect the charge for Lifetime Five or any other fees and charges.

The initial Protected Withdrawal Value is calculated as the greatest of (a), (b) and (c):

(a)	Purchase payment accumulated at 5% per year from February 1, 2005 until March 1, 2006 (393 days) = $250,000 × 1.05^(393/365) = $263,484.33
(b)	Account Value on March 1, 2006 (the date of the first withdrawal) = $263,000
(c)	Account Value on February 1, 2006 (the first Annuity Anniversary) = $265,000

Therefore, the initial Protected Withdrawal Value is equal to $265,000. The Annual Withdrawal Amount is equal to $18,550 under the Withdrawal Benefit (7% of $265,000). The Annual Income Amount is equal to $13,250 under the Life Income Benefit (5% of $265,000).

Example 1. Dollar-For-Dollar reduction

If $10,000 was withdrawn (less than both the Annual Income Amount and the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:

■	Remaining Annual Withdrawal Amount for current Annuity Year = $18,550 – $10,000 = $8,550 Annual Withdrawal Amount for future Annuity Years remains at $18,550
■	Remaining Annual Income Amount for current Annuity Year = $13,250 – $10,000 = $3,250.
■	Annual Income Amount for future Annuity Years remains at $13,250
■	Protected Withdrawal Value is reduced by $10,000 from $265,000 to $255,000

Example 2. Dollar-For-Dollar and Proportional Reductions

(a)	If $15,000 was withdrawn (more than the Annual Income Amount but less than the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:
■	Remaining Annual Withdrawal Amount for current Annuity Year = $18,550 – $15,000 = $3,550
■	Annual Withdrawal Amount for future Annuity Years remains at $18,550
■	Remaining Annual Income Amount for current Annuity Year = $0

Excess of withdrawal over the Annual Income Amount ($15,000 – $13,250 = $1,750) reduces Annual Income Amount for future Annuity Years.

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Reduction to Annual Income Amount = Excess Income/ Account Value before Excess Income × Annual Income Amount = $1,750/($263,000 – $13,250) × $13,250 = $93. Annual Income Amount for future Annuity Years = $13,250 – $93 = $13,157

■	Protected Withdrawal Value is reduced by $15,000 from $265,000 to $250,000

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(b)	If $25,000 was withdrawn (more than both the Annual Income Amount and the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:
■	Remaining Annual Withdrawal Amount for current Annuity Year = $0

Excess of withdrawal over the Annual Withdrawal Amount ($25,000 – $18,550 = $6,450) reduces Annual Withdrawal Amount for future Annuity Years.

■	Reduction to Annual Withdrawal Amount = Excess Withdrawal/Account Value before Excess Withdrawal × Annual Withdrawal Amount = $6,450/($263,000 – $18,550) × $18,550 = $489

Annual Withdrawal Amount for future Annuity Years = $18,550 – $489 = $18,061

■	Remaining Annual Income Amount for current Annuity Year = $0

Excess of withdrawal over the Annual Income Amount ($25,000 – $13,250 = $11,750) reduces Annual Income Amount for future Annuity Years.

■	Reduction to Annual Income Amount = Excess Income/ Account Value before Excess Income × Annual Income Amount = $11,750/($263,000 – $13,250) × $13,250 = $623

Annual Income Amount for future Annuity Years = $13,250 – $623 = $12,627

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Protected Withdrawal Value is first reduced by the Annual Withdrawal Amount ($18,550) from $265,000 to $246,450. It is further reduced by the greater of a dollar-for-dollar reduction or a proportional reduction. Dollar-for-dollar reduction = $25,000 – $18,550 = $6,450

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Proportional reduction = Excess Withdrawal/Account Value before Excess Withdrawal × Protected Withdrawal Value = $6,450/($263,000 – $18,550) × $246,450 = $6,503. Protected Withdrawal Value = $246,450 – max {$6,450, $6,503} = $239,947

BENEFITS UNDER THE LIFETIME FIVE BENEFIT

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If your Account Value is equal to zero, and the cumulative withdrawals in the current Annuity Year are greater than the Annual Withdrawal Amount, the Lifetime Five benefit will terminate. To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount and amounts are still payable under both the Life Income Benefit and the Withdrawal Benefit, you will be given the choice of receiving the payments under the Life Income Benefit or under the Withdrawal Benefit. Thus, in that scenario, the remaining amounts under the Life Income Benefit and the Withdrawal Benefit would be payable even though your Account Value was reduced to zero. Once you make this election we will make an additional payment for that Annuity Year equal to either the remaining Annual Income Amount or Annual Withdrawal Amount for the Annuity Year, if any, depending on the option you choose. In subsequent Annuity Years we make payments that equal either the Annual Income Amount or the Annual Withdrawal Amount as described in this Prospectus. You will not be able to change the option after your election and no further purchase payments will be accepted under your Annuity. If you do not make an election, we will pay you annually under the Life Income Benefit. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount but less than or equal to the Annual Withdrawal Amount and amounts are still payable under the Withdrawal Benefit, you will receive the payments under the Withdrawal Benefit. In the year of a withdrawal that reduced your Account Value to zero, we will make an additional payment to equal any remaining Annual Withdrawal Amount and make payments equal to the Annual Withdrawal Amount in each subsequent year (until the Protected Withdrawal Value is depleted). Once your Account Value equals zero no further purchase payments will be accepted under your Annuity.

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If annuity payments are to begin under the terms of your Annuity or if you decide to begin receiving annuity payments and there is any Annual Income Amount due in subsequent Annuity Years or any remaining Protected Withdrawal Value, you can elect one of the following three options:

(1)	apply your Account Value to any annuity option available; or
(2)	request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We make such annuity payments until the Annuitant’s death; or
(3)	request that, as of the date annuity payments are to begin, we pay out any remaining Protected Withdrawal Value as annuity payments. Each year such annuity payments will equal the Annual Withdrawal Amount or the remaining Protected Withdrawal Value if less. We make such annuity payments until the earlier of the Annuitant’s death or the date the Protected Withdrawal Value is depleted.

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We must receive your request in a form acceptable to us at our office.

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In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a single life fixed annuity with five payments certain using the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

(1)	the present value of future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and
(2)	the Account Value.

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If no withdrawal was ever taken, we will determine a Protected Withdrawal Value and calculate an Annual Income Amount and an Annual Withdrawal Amount as if you made your first withdrawal on the date the annuity payments are to begin.

Other Important Considerations

■	Withdrawals under the Lifetime Five benefit are subject to all of the terms and conditions of your Annuity, including any applicable CDSC.
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Withdrawals made while the Lifetime Five benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under your Annuity. The Lifetime Five benefit does not directly affect your Annuity’s Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Withdrawal Value.

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You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Lifetime Five program. The Lifetime Five benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Protected Withdrawal Value or Annual Income Amount in the form of periodic benefit payments.

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You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

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In general, you must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly-adopted requirements. Subsequent to any change in requirements, transfers of Account Value and allocation of additional purchase payments may be subject to the new investment limitations.

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You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

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The Basic Death Benefit will terminate if withdrawals taken under the Lifetime Five benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Lifetime Five benefit cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

■	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

Election of the Benefit

We no longer permit elections of Lifetime Five. If you wish, you may cancel the Lifetime Five benefit. You may then elect any other available living benefit on the Valuation Day after you have cancelled the Lifetime Five benefit provided, the request is received in good order (subject to state availability and in accordance with any applicable age requirements). Once the Lifetime Five benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Lifetime Five benefit provided that the benefit you are looking to elect is available on a post- issue basis. If you cancel Lifetime Five, you lose all guarantees under the benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. Any such benefit may be more expensive.

Termination of the Benefit

The benefit terminates automatically when your Protected Withdrawal Value and Annual Income Amount equal zero. You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective. The benefit terminates upon your surrender of your Annuity, upon the death of the Annuitant, upon a change in ownership of your Annuity that changes the tax identification number of the Owner, upon change in the Annuitant or upon your election to begin receiving annuity payments. While you may terminate your benefit at any time, we may not terminate the program other than in the circumstances listed above. However, we may stop offering the benefit for new elections or re-elections at any time in the future.

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The charge for the Lifetime Five benefit will no longer be deducted from your Account Value upon termination of the benefit.

Additional Tax Considerations

If you purchase an Annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner’s lifetime. The amount required under the Code may exceed the Annual Withdrawal Amount and the Annual Income Amount, which will cause us to increase the Annual Income Amount and the Annual Withdrawal Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. Any such payments will reduce your Protected Withdrawal Value.

As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of this prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here.

SPOUSAL LIFETIME FIVE INCOME BENEFIT (SPOUSAL LIFETIME FIVE)

The Spousal Lifetime Five benefit is no longer being offered. Spousal Lifetime Five must have been elected based on two Designated Lives, as described below. Each Designated Life must have been at least 55 years old when the benefit was elected. The Spousal Lifetime Five program was not available if you elected any other optional living benefit or optional death benefit. As long as your Spousal Lifetime Five Income Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available option(s) with this program.

The benefit guarantees until the later death of two natural persons that are each other’s spouses at the time of election of Spousal Lifetime Five and at the first death of one of them (the “Designated Lives”, each a “Designated Life”) the ability to withdraw an annual amount (“Spousal Life Income Benefit”) equal to a percentage of an initial principal value (the “Protected Withdrawal Value”) regardless of the impact of market performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The Spousal Life Income Benefit may remain in effect even if the Account Value of the Annuity is zero. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that market performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Life Income Benefit after the death of the first. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under the Spousal Lifetime Income Benefit when and if your Account Value is reduced to zero (unless the benefit has terminated).

Key Feature – Initial Protected withdrawal Value

The Protected Withdrawal Value is used to determine the amount of each annual payment under the Spousal Life Income Benefit. The initial Protected Withdrawal Value is determined as of the date you make your first withdrawal under the Annuity following your election of Spousal Lifetime Five. The initial Protected Withdrawal Value is equal to the greater of (A) the Account Value on the date you elect Spousal Lifetime Five, plus any additional purchase payments as applicable, each growing at 5% per year from the date of your election of the benefit, or application of the Purchase Payment to your Annuity, until the date of your first withdrawal or the 10th anniversary of the benefit effective date, if earlier (B) the Account Value on the date of the first withdrawal from your Annuity, prior to the withdrawal, and (C) the highest Account Value on each Annuity anniversary, plus subsequent purchase payments prior to the first withdrawal or the 10th anniversary of the benefit effective date, if earlier. With respect to (A) and (C) above, after the 10th anniversary of the benefit effective date, each value is increased by the amount of any subsequent purchase payments. With respect to Optimum Plus, Credits are added to purchase payments for purposes of calculating the Protected Withdrawal Value and the Annual Income Amount (see below for a description of Annual Income Amount).

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For existing Owners who are electing the Spousal Lifetime Five benefit, the Account Value on the date of your election of the Spousal Lifetime Five program will be used to determine the initial Protected Withdrawal Value.

Key Feature – Annual Income Amount under the Spousal Life Income Benefit

The initial Annual Income Amount is equal to 5% of the initial Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active. Under the Spousal Lifetime Five benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If, cumulatively, you withdraw an amount less than the Annual Income Amount under the Spousal Life Income Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years. If your cumulative withdrawals are in excess of the Annual Income Amount (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. The Spousal Lifetime Five benefit does not affect your ability to make withdrawals under your Annuity or limit your ability to request withdrawals that exceed the Annual Income Amount.

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Step-Up of Annual Income Amount

You may elect to step-up your Annual Income Amount if, due to positive market performance, 5% of your Account Value is greater than the Annual Income Amount. You are eligible to step-up the Annual Income Amount on or after the 1st anniversary of the first withdrawal under the Spousal Lifetime Five benefit. The Annual Income Amount can be stepped up again on or after the 1st anniversary of the preceding step-up. If you elect to step-up the Annual Income Amount under the benefit, and on the date you elect to step-up, the charges under the Spousal Lifetime Five benefit have changed for new purchasers, your benefit may be subject to the new charge at the time of such step-up. When you elect a step-up, your Annual Income Amount increases to equal 5% of your Account Value after the step-up. Your Annual Income Amount also increases if you make additional Purchase Payments. The amount of the increase is equal to 5% of any additional Purchase Payments (plus any Credit with respect to Optimum Plus). Any increase will be added to your Annual Income Amount beginning on the day that the step-up is effective or the Purchase Payment is made. A determination of whether you have exceeded your Annual Income Amount is made at the time of each withdrawal; therefore a subsequent increase in the Annual Income Amount will not offset the effect of a withdrawal that exceeded the Annual Income Amount at the time the withdrawal was made.

An optional automatic step-up (“Auto Step-Up”) feature is available for this benefit. This feature may be elected at the time the benefit is elected or at any time while the benefit is in force. If you elect this feature, the first Auto Step-Up opportunity will occur on the 1st Annuity Anniversary that is at least one year after the later of (1) the date of the first withdrawal under the Spousal Lifetime Five benefit or (2) the most recent step-up. At this time, your Annual Income Amount will be stepped-up if 5% of your Account Value is greater than the Annual Income Amount by any amount. If 5% of the Account Value does not exceed the Annual Income Amount, then an Auto Step-Up opportunity will occur on each successive Annuity Anniversary until a step-up occurs. Once a step-up occurs, the next Auto Step-Up opportunity will occur on the 1st Annuity Anniversary that is at least 1 year after the most recent step-up. If, on the date that we implement an Auto Step-Up to your Annual Income Amount, the charge for Spousal Lifetime Five has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Subject to our rules and restrictions, you will still be permitted to manually step-up the Annual Income Amount even if you elect the Auto Step-Up feature.

Examples of Withdrawals and Step-Up

The following examples of dollar-for-dollar and proportional reductions and the step-up of the Annual Income Amount assume:

1)	the Issue Date and the Effective Date of the Spousal Lifetime Five benefit are February 1, 2005; 2) an initial Purchase Payment of $250,000; 3) the Account Value on February 1, 2006 is equal to $265,000; 4) the first withdrawal occurs on March 1, 2006 when the Account Value is equal to $263,000; and 5) the Account Value on February 1, 2010 is equal to $280,000. The values set forth here are purely hypothetical, and do not reflect the charge for the Spousal Lifetime Five or any other fees and charges.

The initial Protected Withdrawal Value is calculated as the greatest of (a), (b) and (c):

(a)	Purchase payment accumulated at 5% per year from February 1, 2005 until March 1, 2006 (393 days) = $250,000 × 1.05^(393/365) = $263,484.33
(b)	Account Value on March 1, 2006 (the date of the first withdrawal) = $263,000
(c)	Account Value on February 1, 2006 (the first Annuity Anniversary) = $265,000

Therefore, the initial Protected Withdrawal Value is equal to $265,000. The Annual Income Amount is equal to $13,250 under the Spousal Life Income Benefit (5% of $265,000).

Example 1. Dollar-For-Dollar Reduction

If $10,000 was withdrawn (less than the Annual Income Amount) on March 1, 2006, then the following values would result:

■	Remaining Annual Income Amount for current Annuity Year = $13,250 – $10,000 = $3,250
■	Annual Income Amount for future Annuity Years remains at $13,250

Example 2. Dollar-For-Dollar and Proportional Reductions

(a)	If $15,000 was withdrawn (more than the Annual Income Amount) on March 1, 2006, then the following values would result:
■	Remaining Annual Income Amount for current Annuity Year = $0 Excess of withdrawal over the Annual Income Amount ($15,000 – $13,250 = $1,750) reduces Annual Income Amount for future Annuity Years.
■	Reduction to Annual Income Amount = Excess Income/ Account Value before Excess Income × Annual Income Amount = $1,750 / ($263,000 – $13,250) × $13,250 = $93
■	Annual Income Amount for future Annuity Years = $13,250 – $93 = $13,157

Example 3. Step-Up of the Annual Income Amount

If a step-up of the Annual Income Amount is requested on February 1, 2010 or the Auto Step-Up feature was elected, the step-up would occur because 5% of the Account Value, which is $14,000 (5% of $280,000), is greater than the Annual Income Amount of $13,250. The new Annual Income Amount will be equal to $14,000.

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BENEFITS UNDER THE SPOUSAL LIFETIME FIVE BENEFIT

To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount and amounts are still payable under the Spousal Life Income Benefit, we will make an additional payment for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year, if any. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this Prospectus. No further purchase payments will be accepted under your Annuity. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Life Income Benefit terminates and no additional payments will be made.

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If annuity payments are to begin under the terms of your Annuity or if you decide to begin receiving annuity payments and there is any Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any annuity option available; or
(2)	request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death.

We must receive your request in a form acceptable to us at our office.

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In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with five payments certain using the same basis that is used to calculate the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

(1)	the present value of future Annual Income Amount payments. Such present value will be calculated using the same basis that is used to calculate the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and
(2)	the Account Value.

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If no withdrawal was ever taken, we will determine an initial Protected Withdrawal Value and calculate an Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.

Other Important Considerations

■	Withdrawals under the Spousal Lifetime Five benefit are subject to all of the terms and conditions of the Annuity, including any CDSC.
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Withdrawals made while the Spousal Lifetime Five benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Spousal Lifetime Five benefit does not directly affect the Annuity’s Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Withdrawal Value.

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You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Lifetime Five benefit. The Spousal Lifetime Five benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

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You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

■	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.
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In general, you must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly-adopted requirements. Subsequent to any change in requirements, transfers of Account Value and allocation of additional Purchase Payments may be subject to the new investment limitations.

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There may be circumstances where you will continue to be charged the full amount for the Spousal Lifetime Five benefit even when the benefit is only providing a guarantee of income based on one life with no survivorship.

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In order for the Surviving Designated Life to continue the Spousal Lifetime Five benefit upon the death of an owner, the Designated Life must elect to assume ownership of the Annuity under the spousal continuation option. When the Annuity is

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owned by a Custodial Account, in order for Spousal Lifetime Five to be continued after the death of the first Designated Life (the Annuitant), the Custodial Account must elect to continue the Annuity and the second Designated Life (the Contingent Annuitant) will be named as the new Annuitant. See “Spousal Designations” and “Spousal – Assumption of Annuity” in this Prospectus.

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You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

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The Basic Death Benefit will terminate if withdrawals taken under the Spousal Lifetime Five benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Spousal Lifetime Five benefit cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

Election of and Designations under the Benefit

We no longer permit elections of Spousal Lifetime Five – whether for those who currently participate in Spousal Lifetime Five or for those who are buying an Annuity for the first time. If you wish, you may cancel the Spousal Lifetime Five benefit. You may then elect any other available living benefit on the Valuation Day after have you cancelled the Spousal Lifetime Five benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Once the Spousal Lifetime Five benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Spousal Lifetime Five benefit provided that the benefit you are looking to elect is available on a post-issue basis. If you cancel the benefit, you lose all guarantees under the benefit, and your guarantee under any new benefit you elect will be based on your Account Value at that time.

Spousal Lifetime Five could only be elected based on two Designated Lives. Designated Lives must be natural persons who are each other’s spouses at the time of election of the benefit and at the death of the first of the Designated Lives to die. Spousal Lifetime Five only could be elected where the Owner, Annuitant, and Beneficiary designations are as follows:

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One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner’s spouse. The Owner/Annuitant and the beneficiary each must be at least 55 years old at the time of election; or

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Co-Annuity Owners, where the Owners are each other’s spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. Each Owner must each be at least 55 years old at the time of election; or

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One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) (“Custodial Account”), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. Both the Annuitant and the Contingent Annuitant each must be at least 55 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows:

(a)	if one Owner dies and the surviving spousal Owner assumes the Annuity or
(b)	if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary designations under this benefit. If the Designated Lives divorce, however, the Spousal Lifetime Five benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new Designated Life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

Termination of the Benefit

The benefit terminates automatically when your Annual Income Amount equals zero. The benefit also terminates upon your surrender of the Annuity, upon the first Designated Life to die if the Annuity is not continued, upon the second Designated Life to die or upon your election to begin receiving annuity payments. You may terminate the benefit at any time by notifying us. Please note that if you terminate a living benefit such as Spousal Lifetime Five and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. We reserve the right to waive, change and/or further limit the election frequency in the future.

The charge for the Spousal Lifetime Five benefit will no longer be deducted from your Account Value upon termination of the benefit.

Additional Tax Considerations

If you purchase an Annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or an employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than 5 percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner’s lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. Any such payments will reduce your Protected Withdrawal Value.

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As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here.

HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT (HD5)

Except for Annuities issued in the state of Florida, effective September 14, 2012, we no longer accept additional purchase payments for Annuities with the Highest Daily Lifetime Five benefit. For Annuities issued in Florida, this restriction does not apply and you may continue to make additional Purchase Payments at this time.

The Highest Daily Lifetime Five benefit is no longer being offered for new elections. The income benefit under Highest Daily Lifetime Five is based on a single “designated life” who is at least 55 years old on the date that the benefit was acquired. The Highest Daily Lifetime Five Benefit was not available if you elected any other optional living benefit, although you may elect any optional death benefit (other than the Highest Daily Value Death Benefit). Any DCA program that transfers Account Value from a Fixed Allocation is also not available as Fixed Allocations are not permitted with the benefit. As long as your Highest Daily Lifetime Five Benefit is in effect, you must allocate your Account Value in accordance with the then-permitted and available investment option(s) with this benefit.

The benefit that guarantees until the death of the single designated life the ability to withdraw an annual amount (the “Total Annual Income Amount”) equal to a percentage of an initial principal value (the “Total Protected Withdrawal Value”) regardless of the impact of Sub-account performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the program – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Highest Daily Lifetime Five, and in Appendix D to this Prospectus, we set forth the formula under which we make the asset transfers. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

As discussed below, a key component of Highest Daily Lifetime Five is the Total Protected Withdrawal Value, which is an amount that is distinct from Account Value. Because each of the Total Protected Withdrawal Value and Total Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for Account Value to fall to zero, even though the Total Annual Income Amount remains. You are guaranteed to be able to withdraw the Total Annual Income Amount for the rest of your life, provided that you have not made “excess withdrawals.” Excess withdrawals, as discussed below, will reduce your Total Annual Income Amount. Thus, you could experience a scenario in which your Account Value was zero, and, due to your excess withdrawals, your Total Annual Income Amount also was reduced to zero. In that scenario, no further amount would be payable under Highest Daily Lifetime Five.

Key Feature – Total Protected Withdrawal Value

The Total Protected Withdrawal Value is used to determine the amount of the annual payments under Highest Daily Lifetime Five. The Total Protected Withdrawal Value is equal to the greater of the Protected Withdrawal Value and any Enhanced Protected Withdrawal Value that may exist. We describe how we determine Enhanced Protected Withdrawal Value, and when we begin to calculate it, below. If you do not meet the conditions described below for obtaining Enhanced Protected Withdrawal Value then Total Protected Withdrawal Value is simply equal to Protected Withdrawal Value.

The Protected Withdrawal Value initially is equal to the Account Value on the date that you elect Highest Daily Lifetime Five. On each Valuation Day thereafter, until the earlier of the first withdrawal or ten years after the date of your election of the benefit, we recalculate the Protected Withdrawal Value. Specifically, on each such Valuation Day (the “Current Valuation Day”), the Protected Withdrawal Value is equal to the greater of:

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the Protected Withdrawal Value for the immediately preceding Valuation Day (the “Prior Valuation Day”), appreciated at the daily equivalent of 5% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any Purchase Payment (including any associated credit) made on the Current Valuation Day; and

■	the Account Value.

If you have not made a withdrawal prior to the tenth anniversary of the date you elected Highest Daily Lifetime Five (which we refer to as the “Tenth Anniversary”), we will continue to calculate a Protected Withdrawal Value. On or after the Tenth Anniversary and up until the date of the first withdrawal, your Protected Withdrawal Value is equal to the greater of the Protected Withdrawal Value on the Tenth Anniversary or your Account Value.

The Enhanced Protected Withdrawal Value is only calculated if you do not take a withdrawal prior to the Tenth Anniversary. Thus, if you do take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive Enhanced Protected Withdrawal Value. If so,

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then on or after the Tenth Anniversary up until the date of the first withdrawal, the Enhanced Protected Withdrawal Value is equal to the sum of:

(a)	200% of the Account Value on the date you elected Highest Daily Lifetime Five;
(b)	200% of all purchase payments (and any associated Credits) made during the one-year period after the date you elected Highest Daily Lifetime Five; and
(c)	100% of all purchase payments (and any associated Credits) made more than one year after the date you elected Highest Daily Lifetime Five, but prior to the date of your first withdrawal.

We cease these daily calculations of the Protected Withdrawal Value and Enhanced Protected Withdrawal Value (and therefore, the Total Protected Withdrawal Value) when you make your first withdrawal. However, as discussed below, subsequent purchase payments (and any associated Credits) will increase the Total Annual Income Amount, while “excess” withdrawals (as described below) may decrease the Total Annual Income Amount.

Key Feature – Total Annual Income Amount under the Highest Daily Lifetime Five Benefit

The initial Total Annual Income Amount is equal to 5% of the Total Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active and does not reduce in subsequent Annuity Years, as described below. For purposes of the mathematical formula described below, we also calculate a Highest Daily Annual Income Amount, which is initially equal to 5% of the Protected Withdrawal Value.

Under the Highest Daily Lifetime Five benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Total Annual Income Amount, they will not reduce your Total Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Total Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Total Annual Income Amount (“Excess Income”), your Total Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply.

Any Purchase Payment that you make will increase the then-existing Total Annual Income Amount and Highest Daily Annual Income Amount by an amount equal to 5% of the Purchase Payment (including the amount of any associated Credits).

If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Except for Annuities issued in the state of Florida, effective September 14, 2012, we no longer accept additional purchase payments to Annuities with the Highest Daily Lifetime Five benefit. For Annuities issued in Florida, this restriction does not apply and you may continue to make additional Purchase Payments at this time.

An automatic step-up feature (“Highest Quarterly Auto Step-Up”) is included as part of this benefit. As detailed in this paragraph, the Highest Quarterly Auto Step-Up feature can result in a larger Total Annual Income Amount if your Account Value increases subsequent to your first withdrawal. We begin examining the Account Value for purposes of this feature starting with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on the Valuation Days corresponding to the end of each quarter that (i) is based on your Annuity Year, rather than a calendar year; (ii) is subsequent to the first withdrawal; and (iii) falls within the immediately preceding Annuity Year. If the end of any such quarter falls on a holiday or a weekend, we use the next Valuation Day. We multiply each of those quarterly Account Values by 5%, adjust each such quarterly value for subsequent withdrawals and purchase payments, and then select the highest of those values. If the highest of those values exceeds the existing Total Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Total Annual Income Amount intact. In later years, (i.e., after the first Annuity Anniversary after the first withdrawal) we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values on the end of the four immediately preceding quarters. If, on the date that we implement a Highest Quarterly Auto Step-Up to your Total Annual Income Amount, the charge for Highest Daily Lifetime Five has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime Five upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

The Highest Daily Lifetime Five benefit does not affect your ability to make withdrawals under your annuity, or limit your ability to request withdrawals that exceed the Total Annual Income Amount. Under Highest Daily Lifetime Five, if your cumulative withdrawals in an Annuity Year are less than or equal to the Total Annual Income Amount, they will not reduce your Total Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Total Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

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If, cumulatively, you withdraw an amount less than the Total Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Total Annual Income Amount to subsequent Annuity Years.

Examples of dollar-for-dollar and proportional reductions, and the Highest Quarterly Auto Step-Up are set forth below. The values depicted here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime Five benefit or any other fees and charges. Assume the following for all three examples:

■	The Issue Date is December 1, 2006
■	The Highest Daily Lifetime Five benefit is elected on March 5, 2007.

Dollar-For-Dollar Reductions

On May 2, 2007, the Total Protected Withdrawal Value is $120,000, resulting in a Total Annual Income Amount of $6,000 (5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Total Annual Income Amount for that Annuity Year (up to and including December 1, 2007) is $3,500. This is the result of a dollar-for-dollar reduction of the Total Annual Income Amount – $6,000 less $2,500 = $3,500.

Proportional Reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on August 6, 2007 and the Account Value at the time of this withdrawal is $110,000. The first $3,500 of this withdrawal reduces the Total Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount – $1,500 – reduces the Total Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Total Annual Income Amount).

Here is the calculation:

Account Value before withdrawal	$110,000.00
Less amount of “non” excess withdrawal	$3,500.00
Account Value immediately before excess withdrawal of $1,500	$106,500.00
Excess withdrawal amount	$1,500.00
Divided by Account Value immediately before excess withdrawal	$106,500.00
Ratio	1.41%
Total Annual Income Amount	$6,000.00
Less ratio of 1.41%	$84.51
Total Annual Income Amount for future Annuity Years	$5,915.49

Highest Quarterly Auto Step-Up

On each Annuity Anniversary date, the Total Annual Income Amount is stepped-up if 5% of the highest quarterly value since your first withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Total Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (plus any Credit with respect to Optimum Plus).

Continuing the same example as above, the Total Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on August 6 reduces this amount to $5,915.49 for future years (see above). For the next Annuity Year, the Total Annual Income Amount will be stepped-up if 5% of the highest quarterly Account Value, adjusted for withdrawals, is higher than $5,915.49. Here are the calculations for determining the quarterly values. Only the June 1 value is being adjusted for excess withdrawals as the September 1 and December 1 Valuation Days occur after the excess withdrawal on August 6.

Date*	Account value	Highest Quarterly Value (adjusted with withdrawal and purchase payments)**	Adjusted Total Annual Income Amount (5% of the Highest Quarterly Value)
June 1, 2007	$118,000.00	$118,000.00	$5,900.00
August 6, 2007	$110,000.00	$112,885.55	$5,644.28
September 1, 2007	$112,000.00	$112,885.55	$5,644.28
December 1, 2007	$119,000.00	$119,000.00	$5,950.00

*	In this example, the Annuity Anniversary date is December 1. The quarterly valuation dates are every three months thereafter – March 1, June 1, September 1, and December 1. In this example, we do not use the March 1 date as the first withdrawal took place after March 1. The Annuity Anniversary Date of December 1 is considered the fourth and final quarterly valuation date for the year.
**	In this example, the first quarterly value after the first withdrawal is $118,000 on June 1, yielding an adjusted Total Annual Income Amount of $5,900.00. This amount is adjusted on August 6 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
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The Account Value of $118,000 on June 1 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Total Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $114,500 before the excess withdrawal.

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This amount ($114,500) is further reduced by 1.41% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Quarterly Value of $112,885.55.

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The adjusted Total Annual Income Amount is carried forward to the next quarterly anniversary date of September 1. At this time, we compare this amount to 5% of the Account Value on September 1. Since the June 1 adjusted Total Annual Income Amount of $5,644.28 is higher than $5,600.00 (5% of $112,000), we continue to carry $5,644.28 forward to the next and final quarterly anniversary date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,644.28, the adjusted Total Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value yields the highest amount of $5,950.00. Since this amount is higher than the current year’s Total Annual Income Amount of $5,915.49 adjusted for excess withdrawals, the Total Annual Income Amount for the next Annuity Year, starting on December 2, 2007 and continuing through December 1, 2008, will be stepped-up to $5,950.00.

Benefits under the Highest Daily Lifetime Five Benefit

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To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Total Annual Income Amount and amounts are still payable under Highest Daily Lifetime Five, we will make an additional payment, if any, for that Annuity Year equal to the remaining Total Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Total Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Total Annual Income Amount as described in this section. We will make payments until the death of the single designated life. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Total Annual Income Amount, the Highest Daily Lifetime Five benefit terminates, and no additional payments will be made.

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If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is a Total Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any Annuity option available; or
(2)	request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Total Annual Income Amount. We will make payments until the death of the single designated life.

We must receive your request in a form acceptable to us at our office.

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In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

(1)	the present value of the future Total Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and
(2)	the Account Value.

■	If no withdrawal was ever taken, we will calculate the Total Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.
■	Please note that if your Annuity has a maximum Annuity Date requirement, payments that we make under this benefit as of that date will be treated as annuity payments.

Other Important Considerations

■	Withdrawals under the Highest Daily Lifetime Five benefit are subject to all of the terms and conditions of the Annuity, including any CDSC.
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Withdrawals made while the Highest Daily Lifetime Five Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Highest Daily Lifetime Five Benefit does not directly affect the Account Value or surrender value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity you will receive the current surrender value.

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You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime Five benefit. The Highest Daily Lifetime Five benefit provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Total Annual Income Amount in the form of periodic benefit payments.

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You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

■	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

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Upon inception of the benefit, and to maintain the benefit, 100% of your Account Value must have been allocated to the Permitted Sub-accounts. However, the formula component of the benefit as described below may transfer Account Value to the Benefit Fixed Rate Account as of the effective date of the benefit in some circumstances.

■	You cannot allocate Purchase Payments or transfer Account Value to or from a Fixed Allocation if you elect this benefit.
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Transfers to and from the Sub-accounts and the Benefit Fixed Rate Account triggered by the formula component of the benefit will not count toward the maximum number of free transfers allowable under an Annuity.

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In general, you must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Highest Daily Lifetime Five benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly-adopted requirements. Subsequent to any change in requirements, transfers of Account Value and allocation of additional Purchase Payments may be subject to the new investment limitations.

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The charge for Highest Daily Lifetime Five is 0.60% annually, assessed against the average daily net assets of the Sub-accounts. This charge is in addition to any other fees under the annuity. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments. Also, the cost to us of providing the benefit is a factor, among many, that we consider when determining the interest rate credited under the Benefit Fixed Rate Account, and therefore, we credit lower interest rates due to this factor than we otherwise would.

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The basic Death Benefit will terminate if withdrawals taken under the Highest Daily Lifetime Five benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Highest Daily Lifetime Five benefit cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

Election of and Designations under the Benefit

Highest Daily Lifetime Five is no longer available for new elections. For Highest Daily Lifetime Five, there must have been either a single Owner who is the same as the Annuitant, or if the Annuity is entity-owned, there must have been a single natural person Annuitant. In either case, the Annuitant must have been at least 55 years old.

Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime Five. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime Five, except if (a) the new Owner has the same taxpayer identification number as the previous owner (b) both the new Owner and previous Owner are entities or (c) the previous Owner is a natural person and the new Owner is an entity.

We no longer permit elections of Highest Daily Lifetime Five. If you wish, you may cancel the Highest Daily Lifetime Five benefit. You may then elect any other available living benefit on the Valuation Day after you have cancelled the Highest Daily Lifetime Five benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Upon cancellation of the Highest Daily Lifetime Five benefit, any Account Value allocated to the Benefit Fixed Rate Account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro-rata. Once the Highest Daily Lifetime Five benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Highest Daily Lifetime Five benefit provided that the benefit you are looking to elect is available on a post-issue basis. If you cancel the benefit, you lose all guarantees under the benefit, and your guarantee under any new benefit you elect will be based on your Account Value at that time. Any such new benefit may be more expensive.

Termination of the Benefit

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election will apply as described above. The benefit terminates: (i) upon your termination of the benefit (ii) upon your surrender of the Annuity (iii) upon your election to begin receiving annuity payments (iv) upon the death of the Annuitant (v) if both the Account Value and Total Annual Income Amount equal zero or (vi) if you fail to meet our requirements for issuing the benefit. If you terminate the benefit, you will lose the Protected Withdrawal Value, Annual Income Amount, as well as any Enhanced Protected Withdrawal Value and Return of Principal Guarantees.

Upon termination of Highest Daily Lifetime Five, we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the Benefit Fixed Rate Account (as defined below) to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options). Upon termination, we may limit or prohibit investment in the Fixed Allocations.

Return of Principal Guarantee

If you have not made a withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

(a)	your Account Value on the day that you elected Highest Daily Lifetime Five; and
(b)	the sum of each Purchase Payment you made (including any Credits with respect to Optimum Plus) during the one-year period after you elected the benefit.

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If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options and the Benefit Fixed Rate Account (described below), in the same proportion that each such investment option bears to your total Account Value, immediately prior to the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Total Protected Withdrawal Value, your death benefit, or the amount of any other or optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. This potential addition to Account Value is available only if you have elected Highest Daily Lifetime Five and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee.

Mathematical Formula Component of Highest Daily Lifetime Five

As indicated above, we limit the sub-accounts to which you may allocate Account Value if you have elected Highest Daily Lifetime Five. For purposes of this benefit, we refer to those permitted sub-accounts as the “Permitted Sub-accounts”. As a requirement of participating in Highest Daily Lifetime Five, we require that you participate in our mathematical formula under which we may transfer Account Value between the Permitted Sub-accounts and a fixed interest rate account that is part of our general account (the “Benefit Fixed Rate Account”). This required formula helps us manage our financial exposure under the benefit, by moving assets to a more stable option (i.e., the Benefit Fixed Rate Account). We determine whether to make a transfer, and the amount of any transfer, under a non-discretionary formula, discussed below. The Benefit Fixed Rate Account is available only with this benefit, and thus you may not allocate purchase payments to or transfer Account Value to or from the Benefit Fixed Rate Account. The interest rate that we pay with respect to the Benefit Fixed Rate Account is reduced by an amount that corresponds generally to the charge that we assess against your variable Sub-accounts for Highest Daily Lifetime Five. The Benefit Fixed Rate Account is not subject to the Investment Company Act of 1940 or the Securities Act of 1933.

Under the formula component of Highest Daily Lifetime Five, we monitor your Account Value daily and, if necessary, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the Benefit Fixed Rate Account. Any transfer would be made in accordance with the formula, which is set forth in the schedule supplement to the endorsement for this benefit (and also appears in Appendix D to this prospectus). Speaking generally, the formula, which we apply each Valuation Day, operates as follows. The formula starts by identifying your Protected Withdrawal Value for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) Highest Daily Annual Income Amount. Then, using our actuarial tables, we produce an estimate of the total amount we would target in our allocation model, based on the projected Highest Daily Annual Income Amount each year for the rest of your life. In the formula, we refer to that value as the “Target Value” or “L”. If you have already made a withdrawal, your projected Annual Income Amount (and thus your Target Value) would take into account any automatic step-up that was scheduled to occur according to the step-up formula described above. Next, the formula subtracts from the Target Value the amount held within the Benefit Fixed Rate Account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the Benefit Fixed Rate Account, is called the “Target Ratio” or “r”. If the Target Ratio exceeds a certain percentage (currently 83%) it means essentially that too much Target Value is not offset by assets within the Benefit Fixed Rate Account, and therefore we will transfer an amount from your Permitted Sub-accounts to the Benefit Fixed Rate Account. Conversely, if the Target Ratio falls below a certain percentage (currently 77%), then a transfer from the Benefit Fixed Rate Account to the Permitted Sub-accounts would occur. Note that the formula is calculated with reference to the Highest Daily Annual Income Amount, rather than with reference to the Annual Income Amount. If you select the new mathematical formula, see the discussion regarding the 90% cap.

As you can glean from the formula, poor investment performance of your Account Value may result in a transfer of a portion of your variable Account Value to the Benefit Fixed Rate Account, because such poor investment performance will tend to increase the Target Ratio. Moreover, “flat” investment returns of your Account Value over a period of time also could result in the transfer of your Account Value to the Benefit Fixed Rate Account. Because the amount allocated to the Benefit Fixed Rate Account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the Benefit Fixed Rate Account so that the Target Ratio meets a target, which currently is equal to 80%. Once elected, the ratios we use will be fixed.

While you are not notified when the formula dictates a transfer, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the Benefit Fixed Rate Account. The formula is designed primarily to mitigate the financial risks that we incur in providing the guarantee under Highest Daily Lifetime Five.

Depending on the results of the formula calculation we may, on any day:

■	Not make any transfer between the Permitted Sub-accounts and the Benefit Fixed Rate Account; or
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If a portion of your Account Value was previously allocated to the Benefit Fixed Rate Account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). Amounts taken out of the Benefit Fixed Rate Account will be withdrawn for this purpose on a last-in, first-out basis (an amount renewed into a new

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guarantee period under the Benefit Fixed Rate Account will be deemed a new investment for purposes of this last-in, first-out rule); or
■

Transfer all or a portion of your Account Value in the Permitted Sub-accounts pro-rata to the Benefit Fixed Rate Account. The interest that you earn on such transferred amount will be equal to the annual rate that we have set for that day, and we will credit the daily equivalent of that annual interest until the earlier of one year from the date of the transfer or the date that such amount in the Benefit Fixed Rate Account is transferred back to the Permitted Sub-accounts.

Therefore, at any given time, some, none, or all of your Account Value may be allocated to the Benefit Fixed Rate Account. If your entire Account Value is transferred to the Benefit Fixed Rate Account, then based on the way the formula operates, the formula will not transfer amounts out of the Benefit Fixed Rate Account to the Permitted Sub-accounts and the entire Account Value would remain in the Benefit Rate Fixed Account. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the Benefit Fixed Rate Account. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the Benefit Fixed Rate Account, if dictated by the formula. The amounts of any such transfer will vary, as dictated by the formula, and will depend on the factors listed below.

Prior to the first withdrawal, the primary driver of transfers to the Benefit Fixed Rate Account is the difference between your Account Value and your Total Protected Withdrawal Value. If none of your Account Value is allocated to the Benefit Fixed Rate Account, then over time the formula permits an increasing difference between the Account Value and the Total Protected Withdrawal Value before a transfer to the Benefit Fixed Rate Account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the Benefit Fixed Rate Account, the smaller the difference between the Total Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the Benefit Fixed Rate Account.

Each market cycle is unique, therefore the performance of your Sub-accounts and the Benefit Fixed Rate Account, and their impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the Benefit Fixed Rate Account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

■	The difference between your Account Value and your Total Protected Withdrawal Value;
■	The amount of time Highest Daily Lifetime Five has been in effect on your Annuity;
■	The amount allocated to and the performance of the Permitted Sub-accounts and the Benefit Fixed Rate Account;
■	Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and
■	Any withdrawals you take from your Annuity (while the benefit is in effect).

Because the amount allocated to the Benefit Fixed Rate Account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the Benefit Fixed Rate Account or to the Permitted Sub-accounts, the greater the impact performance of those investments have on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the Benefit Fixed Rate Account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the Benefit Fixed Rate Account and it has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the Benefit Fixed Rate Account and it has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the Benefit Fixed Rate Account even if the performance of your Permitted Sub-accounts is positive.

Any Account Value in the Benefit Fixed Rate Account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the Benefit Fixed Rate Account.

Additional Tax Considerations

If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than 5 percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Total Annual Income Amount, which will cause us to increase the Total Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity that are greater than such amounts. Please note that any withdrawal you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive Enhanced Protected Withdrawal Value and an amount under the Return of Principal Guarantee.

As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here. However,

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we do note that if you participate in Highest Daily Lifetime Five through a non-qualified annuity, and your annuity has received Enhanced Protected Withdrawal Value and/or an additional amount under the Return of Principal Guarantee, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

Optional 90% Cap Feature for the Formula Under Highest Daily Lifetime Five.

If you currently own an Annuity and have elected the Highest Daily Lifetime Five Income Benefit, you can elect this feature which utilizes a new mathematical formula. The new formula is described below and will (if you elect it) replace the “Transfer Calculation” portion of the mathematical formula currently used in connection with your benefit on a prospective basis. There is no cost to adding this feature to your Annuity. This election may only be made once and may not be revoked once elected. This feature is available subject to state approval. The new formula is found in Appendix D. Only the election of the 90% cap will prevent all of your Account Value from being allocated to the Benefit Fixed Rate Account. If all of your Account Value is currently allocated to the Benefit Fixed Rate Account, it will not transfer back to the Permitted Sub-accounts unless you elect the 90% cap feature. If you make additional Purchase Payments, they may or may not result in a transfer to or from the Benefit Fixed Rate Account.

Under the new formula, the formula will not execute a transfer to the Benefit Fixed Rate Account that results in more than 90% of your Account Value being allocated to the Benefit Fixed Rate Account (“90% cap” or “90% cap rule”). Thus, on any Valuation Day, if the formula would require a transfer into the Benefit Fixed Rate Account that would result in more than 90% of the Account Value being allocated to the Benefit Fixed Rate Account, only the amount that results in exactly 90% of the Account Value being allocated to the Benefit Fixed Rate Account will be transferred. Additionally, future transfers into the Benefit Fixed Rate Account will not be made (regardless of the performance of the Benefit Fixed Rate Account and the Permitted Sub-accounts) at least until there is first a transfer out of the Benefit Fixed Rate Account. Once this transfer occurs out of the Benefit Fixed Rate Account, future amounts may be transferred to or from the Benefit Fixed Rate Account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the Benefit Fixed Rate Account that results in greater than 90% of your Account Value being allocated to the Benefit Fixed Rate Account. However, it is possible that, due to the investment performance of your allocations in the Benefit Fixed Rate Account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the Benefit Fixed Rate Account.

If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the Benefit Fixed Rate Account at least until there is first a transfer out of the Benefit Fixed Rate Account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the Benefit Fixed Rate Account, and the formula will still not transfer any of your Account Value to the Benefit Fixed Rate Account (at least until there is first a transfer out of the Benefit Fixed Rate Account). For example:

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March 19, 2009 – a transfer is made to the Benefit Fixed Rate Account that results in the 90% cap being met and now $90,000 is allocated to the Benefit Fixed Rate Account and $10,000 is allocated to the Permitted Sub-accounts.

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March 20, 2009 – you make an additional purchase payment of $10,000. No transfers have been made from the Benefit Fixed Rate Account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.

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As of March 20, 2009 (and at least until first a transfer is made out of the Benefit Fixed Rate Account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the Benefit Fixed Rate Account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the Benefit Fixed Rate Account).

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Once there is a transfer out of the Benefit Fixed Rate Account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Benefit Fixed Rate Account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and may be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the Benefit Fixed Rate Account as dictated by the formula. Once you elect this feature, the new transfer formula described above will be the formula for your Annuity.

In the event that more than ninety percent (90%) of your Account Value is allocated to the Benefit Fixed Rate Account and you have elected this feature, up to ten percent (10%) of your Account Value currently allocated to the Benefit Fixed Rate Account will be transferred to your Permitted Sub-accounts, such that after the transfer, 90% of your Account Value on the date of the transfer is in the Benefit Fixed Rate Account. The transfer to the Permitted Sub-accounts will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). Amounts taken out of the Benefit Fixed Rate Account will be withdrawn for this purpose on a last-in, first-out basis (an amount renewed into a new guarantee period under the Benefit Fixed Rate Account will be deemed a new investment for purposes of this last-in, first-out rule).

Once the 90% cap feature is met, future transfers into the Benefit Fixed Rate Account will not be made (regardless of the performance of the Benefit Fixed Rate Account and the Permitted Sub-accounts) at least until there is a first transfer out of the Benefit Fixed Rate Account. Once this transfer occurs out of the Benefit Fixed Rate Account, future amounts may be transferred to or from the Benefit Fixed Rate Account if dictated by the formula.

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Please be aware that after the initial transfer out of the Benefit Fixed Rate Account upon election of the 90% cap, there is no assurance that future transfers out will occur, or the amount of such future transfers, as a result of the election of the 90% cap. These transfers will be determined by the mathematical formula and depend on a number of factors unique to your Annuity.

Important Considerations When Electing the New Formula:

■	At any given time, some, most or none of your Account Value may be allocated to the Benefit Fixed Rate Account.
■	Please be aware that because of the way the new 90% cap formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the Benefit Fixed Rate Account.
■

Because the charge for Highest Daily Lifetime Five is assessed against the average daily net assets of the Sub-accounts, that charge will be assessed against all assets transferred into the Permitted Sub-accounts.

■

If this feature is elected, any Account Value transferred to the Permitted Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending of the performance of the Permitted Sub-accounts you select.

HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT (HD7)

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime Seven benefit.

Highest Daily Lifetime Seven is no longer available for new elections. The income benefit under Highest Daily Lifetime Seven currently is based on a single “designated life” who is at least 55 years old on the date that the benefit is acquired. The Highest Daily Lifetime Seven Benefit was not available if you elected any other optional living benefit, although you may have elected any optional death benefit other than the Highest Daily Value death benefit. As long as your Highest Daily Lifetime Seven Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of the permitted investment options, see the Investment options section of this prospectus. Highest Daily Lifetime Seven is only available in those states that have not yet approved Highest Daily Lifetime 7 Plus. We no longer permit new elections of Highest Daily Lifetime Seven.

Highest Daily Lifetime Seven guarantees until the death of the single designated life the ability to withdraw an annual amount (the “Annual Income Amount”) equal to a percentage of an initial principal value (the “Protected Withdrawal Value”) regardless of the impact of market performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that market performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Highest Daily Lifetime Seven, and in Appendix G to this prospectus, we set forth the formula under which we make the asset transfers. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

As discussed below, a key component of Highest Daily Lifetime Seven is the Protected Withdrawal Value. Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life, provided that you have not made “excess withdrawals.” Excess withdrawals, as discussed below, will reduce your Annual Income Amount. Thus, you could experience a scenario in which your Account Value was zero, and, due to your excess withdrawals, your Annual Income Amount also was reduced to zero. In that scenario, no further amount would be payable under Highest Daily Lifetime Seven.

Key Feature – Protected Withdrawal Value

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. On the effective date of the benefit , the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter, until the earlier of the tenth anniversary of benefit election (the “Tenth Anniversary Date”) or the date of the first withdrawal, the Protected Withdrawal Value is equal to the “Periodic Value” described in the next paragraph.

The “Periodic Value” initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter, until the earlier of the first withdrawal or the Tenth Anniversary Date, we recalculate the Periodic Value. We stop determining the Periodic Value upon the earlier of your first withdrawal after the effective date of the benefit or the Tenth Anniversary Date. On each Valuation Day (the “Current Valuation Day”), the Periodic Value is equal to the greater of:

(1)	the Periodic Value for the immediately preceding business day (the “Prior Valuation Day”) appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day; and
(2)	the Account Value.

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If you make a withdrawal prior to the Tenth Anniversary Date, the Protected Withdrawal Value on the date of the withdrawal is equal to the greatest of:

(1)	the Account Value; or
(2)	the Periodic Value on the date of the withdrawal.

If you have not made a withdrawal on or before the Tenth Anniversary Date, your Protected Withdrawal Value subsequent to the Tenth Anniversary Date is equal to the greatest of:

(1)	the Account Value; or
(2)	the Periodic Value on the Tenth Anniversary Date, increased for subsequent adjusted purchase payments; or
(3)	the sum of:
(a)	200% of the Account Value on the effective date of the benefit;
(b)	200% of all adjusted purchase payments made within one year after the effective date of the benefit; and
(c)	all adjusted purchase payments made after one year following the effective date of the benefit up to the date of the first withdrawal.

On and after the date of your first withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent purchase payments, is reduced by withdrawals, including your first withdrawal (as described below), and is increased if you qualify for a step-up (as described below). Irrespective of these calculations, your Protected Withdrawal Value will always be at least equal to your Account Value.

Key Feature – Annual Income Amount under the Highest Daily Lifetime Seven Benefit

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active and does not reduce in subsequent Annuity Years, as described below. The percentage depends on the age of the Annuitant on the date of the first withdrawal after election of the benefit. The percentages are: 5% for ages 74 and younger, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older.

Under the Highest Daily Lifetime Seven benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Annual Income Amount (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

Any Purchase Payment that you make will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credits) based on the age of the Annuitant at the time of the first withdrawal (the percentages are: 5% for ages 74 and younger, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credits).

If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime Seven benefit.

An automatic step-up feature (“Highest Quarterly Auto Step-Up”) is included as part of this benefit. As detailed in this paragraph, the Highest Quarterly Auto Step-Up feature can result in a larger Annual Income Amount if your Account Value increases subsequent to your first withdrawal. We begin examining the Account Value for purposes of the Highest Quarterly Step-Up starting with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on the Valuation Days corresponding to the end of each quarter that (i) is based on your Annuity Year, rather than a calendar year; (ii) is subsequent to the first withdrawal; and (iii) falls within the immediately preceding Annuity Year. If the end of any such quarter falls on a holiday or a weekend, we use the next Valuation Day. Having identified each of those quarter-end Account Values, we then multiply each such value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are 5% for ages 74 and younger, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older. Thus, we multiply each quarterly value by the applicable percentage, adjust each such quarterly value for subsequent withdrawals and purchase payments, and then

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select the highest of those values. If the highest of those values exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. In later years, (i.e., after the first Annuity Anniversary after the first withdrawal) we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values on the end of the four immediately preceding quarters. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest quarterly value upon which your step-up was based. If, on the date that we implement a Highest Quarterly Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime Seven has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime Seven upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

The Highest Daily Lifetime Seven benefit does not affect your ability to make withdrawals under your Annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime Seven, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.

Examples of dollar-for-dollar and proportional reductions, and the Highest Quarterly Auto Step-Up are set forth below. The values depicted here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime Seven benefit or any other fees and charges. Assume the following for all three examples:

■	The Issue Date is December 1, 2007
■	The Highest Daily Lifetime Seven benefit is elected on March 5, 2008
■	The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime Seven benefit.

Dollar-for-dollar reductions

On May 2, 2008, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the Annuitant is younger than 75 at the time of the 1st withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2008) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount – $6,000 less $2,500 = $3,500.

Proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on August 6, 2008 and the Account Value at the time of this withdrawal is $110,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount – $1,500 – reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

Here is the calculation:

Account Value before withdrawal	$110,000.00
Less amount of “non” excess withdrawal	$3,500.00
Account Value immediately before excess withdrawal of $1,500	$106,500.00
Excess withdrawal amount	$1,500.00
Divided by Account Value immediately before excess withdrawal	$106,500.00
Ratio	1.41%
Annual Income Amount	$6,000.00
Less ratio of 1.41%	$84.51
Annual Income Amount for future Annuity Years	$5,915.49

Highest Quarterly Auto Step-Up

On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant’s age on the Annuity Anniversary) of the highest quarterly value since your first withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (plus any Credits).

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Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on August 6 reduces this amount to $5,915.49 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped-up if 5% (since the youngest Designated Life is younger than 75 on the date of the potential step-up) of the highest quarterly Account Value adjusted for withdrawals, is higher than $5,915.49. Here are the calculations for determining the quarterly values. Only the June 1 value is being adjusted for excess withdrawals as the September 1 and December 1 Valuation Days occur after the excess withdrawal on August 6.

Date*	Account Value	Highest Quarterly Value (adjusted with withdrawal and purchase payments)**	Adjusted Annual Income Amount (5% of the Highest Quarterly Value)
June 1, 2008	$118,000.00	$118,000.00	$5,900.00
August 6, 2008	$110,000.00	$112,885.55	$5,644.28
September 1, 2008	$112,000.00	$112,885.55	$5,644.28
December 1, 2008	$119,000.00	$119,000.00	$5,950.00

*	In this example, the Annuity Anniversary date is December 1. The quarterly valuation dates are every three months thereafter – March 1, June 1, September 1, and December 1. In this example, we do not use the March 1 date as the first withdrawal took place after March 1. The Annuity Anniversary Date of December 1 is considered the fourth and final quarterly valuation date for the year.
**	In this example, the first quarterly value after the first withdrawal is $118,000 on June 1, yielding an adjusted Annual Income Amount of $5,900.00. This amount is adjusted on August 6 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
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The Account Value of $118,000 on June 1 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $114,500 before the excess withdrawal.

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This amount ($114,500) is further reduced by 1.41% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Quarterly Value of $112,885.55.

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The adjusted Annual Income Amount is carried forward to the next quarterly anniversary date of September 1. At this time, we compare this amount to 5% of the Account Value on September 1. Since the June 1 adjusted Annual Income Amount of $5,644.28 is higher than $5,600.00 (5% of $112,000), we continue to carry $5,644.28 forward to the next and final quarterly anniversary date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,644.28, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value yields the highest amount of $5,950.00. Since this amount is higher than the current year’s Annual Income Amount of $5,915.49 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2008 and continuing through December 1, 2009, will be stepped-up to $5,950.00.

Benefits Under The Highest Daily Lifetime Seven Benefit

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To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount or as a result of the fee that we assess for Highest Daily Lifetime Seven, and amounts are still payable under Highest Daily Lifetime Seven, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Highest Daily Lifetime Seven benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to meet required minimum distribution requirements under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in the form of a fixed annuity.

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If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is a Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any Annuity option available; or
(2)	request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. We will make payments until the death of the single designated life.

We must receive your request in a form acceptable to us at our office.

In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

(1)	the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and
(2)	the Account Value.

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■	If no withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.
■	Please note that payments that we make under this benefit after the Annuity Anniversary coinciding with or next following the annuitant’s 95th birthday will be treated as annuity payments.

Other Important Considerations

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Withdrawals under the Highest Daily Lifetime Seven benefit are subject to all of the terms and conditions of the Annuity, including any CDSC that may apply. Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal. However, we may impose a CDSC on the portion of a withdrawal that is deemed Excess Income.

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Withdrawals made while the Highest Daily Lifetime Seven Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Highest Daily Lifetime Seven Benefit does not directly affect the Account Value or surrender value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity you will receive the current surrender value.

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You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime Seven benefit. The Highest Daily Lifetime Seven benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

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You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

■	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.
■	Upon inception of the benefit, and to maintain the benefit, 100% of your Account Value must have been allocated to the permitted Sub-accounts.
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You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (see description below) if you elect this benefit. A summary description of the AST Investment Grade Bond Portfolio appears within the Prospectus section entitled “What Are The Investment Objectives and Policies of The Portfolios?”. You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

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Transfers to and from the elected Sub-accounts and an AST Investment Grade Bond Portfolio Sub-account triggered by the mathematical formula component of the benefit will not count toward the maximum number of free transfers allowable under an Annuity.

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You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Highest Daily Lifetime Seven benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfer of Account Value and allocation of additional purchase payments may be subject to new investment limitations.

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The fee for Highest Daily Lifetime Seven is 0.60% annually of the Protected Withdrawal Value. We deduct this fee at the end of each quarter, where each such quarter is part of a year that begins on the effective date of the benefit or an anniversary thereafter. Thus, on each such quarter-end (or the next Valuation Day, if the quarter-end is not a Valuation Day), we deduct 0.15% of the Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of your Sub-accounts including the AST Investment Grade Bond Portfolio Sub-account. Since this fee is based on the Protected Withdrawal Value the fee for Highest Daily Lifetime Seven may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described above. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

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The Basic Death Benefit will terminate if withdrawals taken under the Highest Daily Lifetime Seven benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Highest Daily Lifetime Seven benefit cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

Election of and Designations under the Benefit

We no longer permit new elections of Highest Daily Lifetime Seven.

For Highest Daily Lifetime Seven, there must have been either a single Owner who was the same as the Annuitant, or if the Annuity is entity owned, there must be a single natural person Annuitant. In either case, the Annuitant must have been at least 55 years old. Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime Seven. Similarly, any change of Owner

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will result in cancellation of Highest Daily Lifetime Seven, except if (a) the new Owner has the same taxpayer identification number as the previous owner (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or (c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines.

If you wish, you may cancel any Highest Daily Lifetime Seven benefit. You may then elect any other available living benefit on the Valuation Day after you have cancelled the Highest Daily Lifetime Seven benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Upon cancellation of any Highest Daily Lifetime Seven benefit, any Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro rata. You should be aware that upon termination of Highest Daily Lifetime Seven, you will lose the Protected Withdrawal Value (including the Tenth Anniversary Date Guarantee), Annual Income Amount, and the Return of Principal Guarantee that you had accumulated under the benefit. Thus, the initial guarantees under any newly-elected benefit will be based on your current Account Value at the time you elect a new benefit. Once the Highest Daily Lifetime Seven benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Highest Daily Lifetime Seven benefit provided that the benefit you are looking to elect is available on a post-issue basis. If you cancel the benefit, you lose all guarantees under the benefit, and your guarantee under any new benefit you elect will be based on your Account Value at that time. Any such new benefit may be more expensive.

Return of Principal Guarantee

If you have not made a withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

a)	your Account Value on the day that you elected Highest Daily Lifetime Seven; and
b)	the sum of each Purchase Payment you made (including any Credits) during the one-year period after you elected the benefit.

If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the bond Sub-account used with this benefit), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. This potential addition to Account Value is available only if you have elected Highest Daily Lifetime Seven and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee.

Termination of the Benefit

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election will apply as described above. The benefit terminates: (i) upon your termination of the benefit (ii) upon your surrender of the Annuity (iii) upon your election to begin receiving annuity payments (although if you have elected to the Annual Income Amount in the form of Annuity payments, we will continue to pay the Annual Income Amount) (iv) upon the death of the Annuitant (v) if both the Account Value and Annual Income Amount equal zero or (vi) if you cease to meet our requirements for issuing the benefit (see Elections and Designations under the Benefit).

Upon termination of Highest Daily Lifetime Seven other than upon the death of the Annuitant, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options).

Mathematical Formula Component of Highest Daily Lifetime Seven

As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you have elected Highest Daily Lifetime Seven. For purposes of the benefit, we refer to those permitted Sub-accounts as the “Permitted Sub-accounts”. As a requirement of participating in Highest Daily Lifetime Seven, we require that you participate in our specialized program, under which we may transfer Account Value between the Permitted Sub-accounts and a specified bond fund within the Advanced Series Trust (the “AST Investment Grade Bond Sub-account”). We determine whether to make a transfer, and the amount of any transfer, under a non-discretionary formula, discussed below. The AST Investment Grade Bond Sub-account is available only with this benefit, and thus you may not allocate purchase payments to the AST Investment Grade Bond Sub-account. Under the formula component of Highest Daily Lifetime Seven, we monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account. Any transfer would be made in accordance with a formula, which is set forth in Appendix G to this prospectus.

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Speaking generally, the formula, which we apply each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. Note that we use 5% in the formula, irrespective of the Annuitant’s attained age. Then we produce an estimate of the total amount we would target in our allocation model, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the “Target Value” or “L”. If you have already made a withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent purchase payments, and any excess withdrawals. Next, the formula subtracts from the Target Value the amount held within the AST Investment Grade Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the AST Investment Grade Bond Sub-account, is called the “Target Ratio” or “r”. If the Target Ratio exceeds a certain percentage (currently 83%), it means essentially that too much Target Value is not offset by assets within the AST Investment Grade Bond Sub-account, and therefore we will transfer an amount from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Conversely, if the Target Ratio falls below a certain percentage (currently 77%), then a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts would occur.

If you elect the new formula (90% Cap Feature), see discussion regarding that feature.

As you can glean from the formula, poor investment performance of your Account Value may result in a transfer of a portion of your variable Account Value to the AST Investment Grade Bond Sub-account because such poor investment performance will tend to increase the Target Ratio. Moreover, “flat” investment returns of your Account Value over a period of time also could result in the transfer of your Account Value from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. Once you elect Highest Daily Lifetime Seven, the ratios we use will be fixed. For newly-issued Annuities that elect Highest Daily Lifetime Seven and existing Annuities that elect Highest Daily Lifetime Seven, however, we reserve the right, subject to any required regulatory approval, to change the ratios.

While you are not notified when your Annuity reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the AST Investment Grade Bond Sub-account. The formula by which the reallocation triggers operate is designed primarily to mitigate the financial risks that we incur in providing the guarantee under Highest Daily Lifetime Seven.

Depending on the results of the calculation relative to the reallocation triggers, we may, on any day:

■	Not make any transfer between the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account; or
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If a portion of your Account Value was previously allocated to the AST Investment Grade Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options); or

■	Transfer all or a portion of your Account Value in the Permitted Sub-accounts pro rata to the AST Investment Grade Bond Sub-account.

Therefore, at any given time, some, none, or all of your Account Value may be allocated to the AST Investment Grade Bond Sub-account. If your entire Account Value is transferred to the AST Investment Grade Bond Sub-account, then based on the way the formula operates, the formula will not transfer amounts out of the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts and the entire Account Value would remain in the AST Investment Grade Bond Sub-account. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the AST Investment Grade Bond Sub-account. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the AST Investment Grade Bond Sub-accounts, if dictated by the formula. The amounts of any such transfers will vary as dictated by the formula, and will depend on the factors listed below.

Prior to the first withdrawal, the primary driver of transfers to the AST Investment Grade Bond Sub-account is difference between your Account Value and your Protected Withdrawal Value. If none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, then over time the formula permits an increasing difference between the Account Value and the Protected Withdrawal Value before a transfer to the AST Investment Grade Bond Sub-account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, the smaller the difference between the Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the AST Investment Grade Bond Sub-account.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from

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the AST Investment Grade Bond Sub-account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

■	The difference between your Account Value and your Protected Withdrawal Value;
■	The amount of time Highest Daily Lifetime Seven has been in effect on your Annuity;
■	The amount allocated to and the performance of the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account;
■	Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and
■	Any withdrawals you take from your Annuity (while the benefit is in effect).

Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the AST Investment Grade Bond Sub-account or to the Permitted Sub-accounts, the greater the impact performance of those investments have on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the AST Investment Grade Bond Sub-account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.

If you make additional Purchase Payments to your Annuity, they will be allocated in accordance with your Annuity. Once allocated, they will also be subject to the formula described above and therefore may be transferred to the AST Investment Grade Bond Sub-account, if dictated by the formula.

Any Account Value in the AST Investment Grade Bond Sub-account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the AST Investment Grade Bond Sub-account.

Additional Tax Considerations

If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. Please note that any withdrawal you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under “Key Feature – Protected Withdrawal Value”.

As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here. However, we do note that if you participate in Highest Daily Lifetime Seven through a non-qualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

Highest Daily Lifetime Seven with Beneficiary Income OptionSM

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime Seven with Beneficiary Income Option.

There is an optional death benefit feature under this benefit, the amount of which is linked to your Annual Income Amount. We refer to this optional death benefit as the Beneficiary Income Option or (“BIO”). Highest Daily Lifetime Seven was available without also selecting the Beneficiary Income Option death benefit. We no longer permit elections of the Highest Daily Lifetime Seven with Beneficiary Income Option benefit. If you terminate your Highest Daily Lifetime Seven with BIO benefit to elect any other available living benefit, you will lose the guarantees that you had accumulated under your Highest Daily Lifetime Seven with BIO Benefit and will begin new guarantees under the newly elected benefit.

If you have elected this death benefit, you may not elect any other optional benefit. You may have elected the Beneficiary Income Option death benefit so long as the Annuitant is no older than age 75 at the time of election. For purposes of this optional death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Highest Daily Lifetime Seven itself . Because the fee for this benefit is based on the Protected Withdrawal Value, the fee for Highest Daily Lifetime Seven with the Beneficiary Income Option may be greater than it would have been based on the Account Value alone.

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Upon a death that triggers payment of a death benefit under the Annuity, we identify the following amounts: (a) the amount of the basic death benefit under the Annuity, (b) the Protected Withdrawal Value and (c) the Annual Income Amount. If there were no withdrawals prior to the date of death, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death, and we calculate the Annual Income Amount as if there were a withdrawal on the date of death. If there were withdrawals prior to the date of death, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.

If there is one beneficiary, he/she must choose to receive either the basic death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of periodic payments of the Annual Income Amount—such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Thus, each beneficiary can choose to take his/her portion of either (a) the basic death benefit or (b) the Beneficiary Income Option death benefit. If chosen, for qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than December 31st of the year following the annuity owner’s date of death. For non-qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than one year after the owner’s date of death. In order to receive the Beneficiary Income Option death benefit, each beneficiary’s share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary’s death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.

Here is an example to illustrate how the death benefit may be paid:

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Assume that (i) the basic death benefit is $50,000, the Protected Withdrawal Value is $100,000, and the Annual Income Amount is $5,000; (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.

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Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value).

The pro-rated portion of the Annual Income Amount, equal to $3,750 annually (i.e., the first beneficiary’s 75% share multiplied by $5000), is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary’s 75% share of the $100,000 Protected Withdrawal Value).

The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).If you elect to terminate Highest Daily Lifetime Seven with Beneficiary Income Option, both Highest Daily Lifetime Seven and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Highest Daily Lifetime Seven with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the “Election and Designations under the Benefit” section, above.

Highest Daily Lifetime Seven with Lifetime Income AcceleratorSM

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime Seven with Lifetime Income Accelerator.

There is another version of Highest Daily Lifetime Seven that we call Highest Daily Lifetime Seven with Lifetime Income Accelerator (“Highest Daily Lifetime Seven with LIA”). We no longer permit new elections of Highest Daily Lifetime Seven with LIA. If you have elected this benefit, you may not elect any other optional benefit. The income benefit under Highest Daily Lifetime Seven with LIA currently is based on a single “designated life” who was between the ages of 55 and 75 on the date that the benefit was elected. If you terminate your Highest Daily Lifetime Seven Benefit with LIA to elect any other available living benefit, you will lose the guarantees that you had accumulated under your Highest Daily Lifetime Seven Benefit with LIA and will begin the new guarantees under the newly elected benefit based on the account value as of the date the new benefit becomes active.

Highest Daily Lifetime Seven with LIA is not long-term care insurance and should not be purchased as a substitute for long-term care insurance. The income you receive through the Lifetime Income Accelerator may be used for any purpose, and it may or may not be sufficient to address expenses you may incur for long-term care. You should seek professional advice to determine your financial needs for long-term care.

Highest Daily Lifetime Seven with LIA guarantees, until the death of the single designated life, the ability to withdraw an amount equal to double the Annual Income Amount (which we refer to as the “LIA Amount”) if you meet the conditions set forth below. If you had chosen the Highest Daily Lifetime Seven with LIA, the maximum charge is 2.00% of Protected Withdrawal Value (“PWV”) annually. We deduct the current charge (0.95% of PWV) at the end of each quarter, where each such quarter is part of a year that begins on the effective date of the benefit or an anniversary thereafter. Thus, on each such quarter-end (or the next Valuation Day, if the quarter-end is not a Valuation Day), we deduct 0.2375% of the Protected Withdrawal Value at the end of the quarter. We deduct

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the fee pro rata from each of your Sub-accounts including the AST Investment Grade Bond Portfolio Sub-account. Since this fee is based on the protected withdrawal value, the fee for Highest Daily Lifetime Seven with LIA may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described below.

If this benefit was elected within an Annuity held as a 403 (b) plan, then in addition to meeting the eligibility requirements listed below for the LIA Amount you must separately qualify for distributions from the 403 (b) plan itself.

You could have chosen Highest Daily Lifetime Seven without also electing LIA, however you may not have elected LIA without Highest Daily Lifetime Seven. All terms and conditions of Highest Daily Lifetime Seven apply to this version of the benefit, except as described herein.

Eligibility Requirements for LIA Amount. Both a waiting period of 36 months, from the benefit effective date, and an elimination period of 120 days, from the date of notification that one or both of the requirements described immediately below have been met, apply before you can become eligible for the LIA Amount. Assuming the 36 month waiting period has been met and we have received the notification referenced in the immediately preceding sentence, the LIA amount would be available for withdrawal on the Valuation Day immediately after the 120th day. The waiting period and the elimination period may run concurrently. In addition to satisfying the waiting and elimination period, either or both of the following requirements (“LIA conditions”) must be met. It is not necessary to meet both conditions:

(1)	The designated life is confined to a qualified nursing facility. A qualified nursing facility is a facility operated pursuant to law or any state licensed facility providing medically necessary in-patient care which is prescribed by a licensed physician in writing and based on physical limitations which prohibit daily living in a non-institutional setting.
(2)	The designated life is unable to perform two or more basic abilities of caring for oneself or “activities of daily living.” We define these basic abilities as:

i.	Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.
ii.	Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.
iii.	Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower.
iv.	Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.
v.	Transferring: Moving into or out of a bed, chair or wheelchair.
vi.	Continence: Maintaining control of bowel or bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform personal hygiene (including caring for catheter or colostomy bag).

You must notify us when the LIA conditions have been met. If, when we receive such notification, there are more than 120 days remaining until the end of the waiting period described above, you will not be eligible for the LIA Amount. If there are 120 days or less remaining until the end of the waiting period when we receive notification that the LIA conditions are met, we will determine eligibility for the LIA Amount through our then current administrative process, which may include, but is not limited to, documentation verifying the LIA conditions and/or an assessment by a third party of our choice. Such assessment may be in person and we will assume any costs associated with the aforementioned assessment. Once eligibility is determined, the LIA Amount is equal to double the Annual Income Amount as described in this prospectus under the Highest Daily Lifetime Seven Benefit.

Additionally, we will reassess your eligibility on an annual basis although your LIA benefit for the year that immediately precedes our reassessment will not be affected if it is determined that you are no longer eligible. Your first reassessment may occur in the same year as your initial assessment. If we determine that you are no longer eligible to receive the LIA Amount, the Annual Income Amount would replace the LIA Amount on the next Annuity Anniversary (the “ineligibility effective date”). However, 1) if you were receiving income through a systematic withdrawal program that was based on your LIA Amount; 2) you subsequently become ineligible to receive your LIA Amount, and 3) we do not receive new withdrawal instructions from you prior to the ineligibility effective date, we will cancel such systematic withdrawal program on the ineligibility effective date. You will be notified of your subsequent ineligibility and the date systematic withdrawal payments will stop before either occur. If any existing systematic withdrawal program is canceled, you must enroll in a new systematic withdrawal program if you wish to receive income on a systematic basis. You may establish a new or make changes to any existing systematic withdrawal program at any time by contacting our Annuity Service Office. All “Excess Income” conditions described above in “Key Feature – Annual Income Amount under the Highest Daily Lifetime Seven Benefit” would apply. There is no limit on the number of times you can become eligible for the LIA Amount, however, each time would require the completion of the 120-day elimination period, notification that the designated life meets the LIA conditions, and determination, through our then current administrative process, that you are eligible for the LIA Amount, each as described above.

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You should also keep in mind that, at the time you are experiencing the LIA conditions that would qualify you for the LIA Amount, you may also be experiencing other disabilities that could impede your ability to conduct your affairs. You may wish to consult with a legal advisor to determine whether you should authorize a fiduciary who could notify us if you meet the LIA conditions and apply for the benefit.

LIA amount at the first Withdrawal. If your first withdrawal subsequent to election of Highest Daily Lifetime Seven with LIA occurs while you are eligible for the LIA Amount, the available LIA Amount is equal to double the Annual Income Amount.

LIA amount after the First Withdrawal. If you become eligible for the LIA Amount after you have taken your first withdrawal, the available LIA amount for the current and subsequent Annuity Years is equal to double the then current Annual Income Amount, however the available LIA amount in the current Annuity Year is reduced by any withdrawals that have been taken in the current Annuity Year. Cumulative withdrawals in an Annuity Year which are less than or equal to the LIA Amount (when eligible for the LIA amount) will not reduce your LIA Amount in subsequent Annuity Years, but any such withdrawals will reduce the LIA Amount on a dollar-for-dollar basis in that Annuity Year.

Withdrawals In Excess of the LIA amount. If your cumulative withdrawals in an Annuity Year are in excess of the LIA Amount when you are eligible (“Excess Withdrawal”), your LIA Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the excess portion of the withdrawal to the Account Value immediately prior to the Excess Withdrawal. Reductions include the actual amount of the withdrawal, including any CDSC that may apply. Withdrawals of any amount up to and including the LIA Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Excess Withdrawals will reduce the Protected Withdrawal Value by the same ratio as the reduction to the LIA Amount. Any withdrawals that are less than or equal to the LIA amount (when eligible) but in excess of the free withdrawal amount available under this Annuity will not incur a CDSC.

Withdrawals are not required. However, subsequent to the first withdrawal, the LIA Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the LIA Amount.

Purchase Payments. If you are eligible for the LIA Amount as described under “Eligibility Requirements for LIA Amount” and you make an additional Purchase Payment, we will increase your LIA Amount by double the amount we add to your Annual Income Amount.

Step Ups. If your Annual Income Amount is stepped up, your LIA Amount will be stepped up to equal double the stepped up Annual Income Amount.

Guarantee Payments. If your Account Value is reduced to zero as a result of cumulative withdrawals that are equal to or less than the LIA Amount, or as a result of the fee that we assess for Highest Daily Lifetime Seven with LIA, and there is still a LIA Amount available, we will make an additional payment for that Annuity Year equal to the remaining LIA Amount. Thus, in that scenario, the remaining LIA Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the LIA Amount as described in this section. We will make payments until the death of the single designated life. Should the designated life no longer qualify for the LIA amount (as described under “Eligibility Requirements for LIA Amount” above), the Annual Income Amount would continue to be available. Subsequent eligibility for the LIA Amount would require the completion of the 120 day elimination period as well as meeting the LIA conditions listed above under “Eligibility Requirements for LIA Amount”. To the extent that cumulative withdrawals in the current Annuity Year that reduce your Account Value to zero are more than the LIA Amount (except in the case of required minimum distributions), Highest Daily Lifetime Seven with LIA terminates, and no additional payments are permitted.

Annuity Options. In addition to the Highest Daily Lifetime Seven Annuity Options described above, after the 10/th/ benefit anniversary you may also request that we make annuity payments each year equal to the Annual Income Amount. In any year that you are eligible for the LIA Amount, we make annuity payments equal to the LIA Amount. If you would receive a greater payment by applying your Account Value to receive payments for life under your Annuity, we will pay the greater amount. Prior to the 10th benefit anniversary this option is not available.

We will continue to make payments until the death of the Designated Life. If this option is elected, the Annual Income Amount and LIA Amount will not increase after annuity payments have begun.

If you elected Highest Daily Lifetime Seven with LIA, and never meet the eligibility requirements you will not receive any additional payments based on the LIA Amount.

Optional 90% Cap Feature for Formula for Highest Daily Lifetime Seven

If you currently own an Annuity and have elected the Highest Daily Lifetime Seven Income Benefit (including Highest Daily Lifetime Seven with Beneficiary Income Option and Highest Daily Lifetime Seven with Lifetime Income Accelerator) or Spousal

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Highest Daily Lifetime Seven Income Benefit (including Spousal Highest Daily Lifetime Seven with Beneficiary Income Option), you can elect this feature (subject to state approval) which utilizes a new mathematical formula. The new formula is described below and will replace the “Transfer Calculation” portion of the mathematical formula currently used in connection with your benefit on a prospective basis. There is no cost to adding this feature to your Annuity. This election may only be made once and may not be revoked once elected. The new mathematical formula is found in Appendix G. Only the election of the 90% cap will prevent all of your Account Value from being allocated to the AST Investment Grade Bond Portfolio Sub-account. If all of your Account Value is currently allocated to the AST Investment Grade Bond Portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect the 90% cap feature. If you make additional Purchase Payments, they may or may not result in a transfer to or from the AST Investment Grade Bond Portfolio Sub-account.

Under the new formula, the formula will not execute a transfer to the AST Investment Grade Bond Sub-account that results in more than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account (“90% cap” or “90% cap Rule”). Thus, on any Valuation Day, if the formula would require a transfer to the AST Investment Grade Bond Sub-account that would result in more than 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account will be transferred. Additionally, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST Investment Grade Bond Sub-account that results in greater than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST Investment Grade Bond Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the AST Investment Grade Bond Sub-account.

If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST Investment Grade Bond Sub-account at least until there is first a transfer out of the AST Investment Grade Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST Investment Grade Bond Sub-account, and the formula will still not transfer any of your Account Value to the AST Investment Grade Bond Sub-account (at least until there is first a transfer out of the AST Investment Grade Bond Sub-account). For example,

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March 19, 2009 – a transfer is made that results in the 90% cap being met and now $90,000 is allocated to the AST Investment Grade Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

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March 20, 2009 – you make an additional purchase payment of $10,000. No transfers have been made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.

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As of March 20, 2009 (and at least until first a transfer is made out of the AST Investment Grade Bond Sub-account under the formula) – the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the AST Investment Grade Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the AST Investment Grade Bond Sub-account).

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Once there is a transfer out of the AST Investment Grade Bond Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and may be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account as dictated by the formula. Once you elect this feature, the new transfer formula described above and set forth in Appendix G will be the formula for your Annuity.

In the event that more than ninety percent (90%) of your Account Value is allocated to the AST Investment Grade Bond Sub-account and you have elected this feature, up to ten percent (10%) of your Account Value currently allocated to the AST Investment Grade Bond Sub-account will be transferred to your Permitted Sub-accounts, such that after the transfer, 90% of your Account Value on the date of the transfer is in the AST Investment Grade Bond Sub-account. The transfer to the Permitted Sub-accounts will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amounts of such additional transfer(s) will vary. If on the date this feature is elected 100% of your Account Value is allocated to the AST Investment Grade Bond Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts. While there are no assurances that future transfers will occur, it is possible that an additional transfer(s) to the Permitted Sub-accounts could occur following the Valuation Day(s), and in some instances (based on the formula) the additional transfer(s) could be large.

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Once the 90% cap rule is met, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

Important Consideration When Electing the New Formula:

■	At any given time, some, most or none of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.
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Please be aware that because of the way the 90% cap formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.

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If this feature is elected, any Account Value transferred to the Permitted Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending of the performance of the Permitted Sub-accounts you select.

SPOUSAL HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT (SHD7)

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime Seven Income benefit.

Spousal Highest Daily Lifetime Seven is the spousal version of Highest Daily Lifetime Seven. We no longer permit new elections of Spousal Highest Daily Lifetime. Seven Spousal Highest Daily Lifetime Seven must have been elected based on two Designated Lives, as described below. Each Designated Life must be at least 59 1/2 years old when the benefit is elected. Spousal Highest Daily Lifetime Seven was not available if you elected any other optional living benefit or optional death benefit. As long as your Spousal Highest Daily Lifetime Seven Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of permitted investment options, see the Investment options section of this prospectus.

The benefit that guarantees until the later death of two natural persons who are each other’s spouses at the time of election of the benefit and at the first death of one of them (the “Designated Lives”, and each, a “Designated Life”) the ability to withdraw an annual amount (the “Annual Income Amount”) equal to a percentage of an initial principal value (the “Protected Withdrawal Value”) regardless of the impact of Sub-account performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Highest Daily Lifetime Seven benefit after the death of the first spouse. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Spousal Highest Daily Lifetime Seven, and in Appendix G to this prospectus, we set forth the formula under which we make the asset transfers. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

As discussed below, a key component of Spousal Highest Daily Lifetime Seven is the Protected Withdrawal Value. Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains. You are guaranteed to be able to withdraw the Annual Income Amount until the death of the second Designated Life, provided that there have not been “excess withdrawals.” Excess withdrawals, as discussed below, will reduce your Annual Income Amount. Thus, you could experience a scenario in which your Account Value was zero, and, due to your excess withdrawals, your Annual Income Amount also was reduced to zero. In that scenario, no further amount would be payable under Spousal Highest Daily Lifetime Seven.

Key Feature – Protected Withdrawal Value

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. On the effective date of the benefit , the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter, until the earlier of the tenth anniversary of benefit election (the “Tenth Anniversary Date”) or the date of the first withdrawal, the Protected Withdrawal Value is equal to the “Periodic Value” described in the next paragraph.

The “Periodic Value” initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter, until the earlier of the first withdrawal or the Tenth Anniversary Date, we recalculate the Periodic Value. We stop determining the Periodic Value upon the earlier of your first withdrawal after the effective date of the benefit or the Tenth Anniversary Date. On each Valuation Day (the “Current Valuation Day”), the Periodic Value is equal to the greater of:

(1)	the Periodic Value for the immediately preceding business day (the “Prior Valuation Day”) appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day; and

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(2)	the Account Value.

If you make a withdrawal prior to the Tenth Anniversary Date, the Protected Withdrawal Value on the date of the withdrawal is equal to the greatest of:

(a)	the Account Value; or
(b)	the Periodic Value on the date of the withdrawal.

If you have not made a withdrawal on or before the Tenth Anniversary Date, your Protected Withdrawal Value subsequent to the Tenth Anniversary Date is equal to the greatest of:

(1)	the Account Value; or
(2)	the Periodic Value on the Tenth Anniversary Date, increased for subsequent adjusted purchase payments; or
(3)	the sum of:
(a)	200% of the Account Value on the effective date of the benefit;
(b)	200% of all adjusted purchase payments made within one year after the effective date of the benefit; and
(c)	all adjusted purchase payments made after one year following the effective date of the benefit up to the date of the first withdrawal.

On and after the date of your first withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent purchase payments, is reduced by withdrawals, including your first withdrawal (as described below), and is increased if you qualify for a step-up (as described below). Irrespective of these calculations, your Protected Withdrawal Value will always be at least equal to your Account Value.

Key Feature – Annual Income Amount under the Spousal Highest Daily Lifetime Seven Benefit

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active and does not reduce in subsequent Annuity Years, as described below. The percentage depends on the age of the youngest Designated Life on the date of the first withdrawal after election of the benefit. The percentages are: 5% for ages 79 and younger, 6% for ages 80 to 84, 7% for ages 85 to 89, and 8% for ages 90 and older. We use the age of the youngest Designated Life even if that Designated Life is no longer a participant under the Annuity due to death or divorce.

Under the Spousal Highest Daily Lifetime Seven benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Annual Income Amount (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

Any Purchase Payment that you make will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credits) based on the age of the Annuitant at the time of the first withdrawal (the percentages are: 5% for ages 79 and younger, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credits).

If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, we no longer permit additional purchase payments to Annuities with the Spousal Highest Daily Lifetime Seven benefit.

An automatic step-up feature (“Highest Quarterly Auto Step-Up”) is included as part of this benefit. As detailed in this paragraph, the Highest Quarterly Auto Step-Up feature can result in a larger Annual Income Amount if your Account Value increases subsequent to your first withdrawal. We begin examining the Account Value for purposes of the Highest Quarterly Step-Up starting with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on the Valuation Days corresponding to the end of each quarter that (i) is based on your Annuity Year, rather than a calendar year; (ii) is subsequent to the first withdrawal; and (iii) falls within the immediately preceding Annuity Year. If the end of any such quarter falls on a holiday or a weekend, we use the next Valuation Day. Having identified each of those quarter-end Account Values, we then

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multiply each such value by a percentage that varies based on the age of the youngest Designated Life on the Annuity Anniversary as of which the step-up would occur. The percentages are 5% for ages 79 and younger, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older. Thus, we multiply each quarterly value by the applicable percentage, adjust each such quarterly value for subsequent withdrawals and purchase payments, and then select the highest of those values. If the highest of those values exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. In later years, (i.e., after the first Annuity Anniversary after the first withdrawal) we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values on the end of the four immediately preceding quarters. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest quarterly value upon which your step-up was based. If, on the date that we implement a Highest Quarterly Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime Seven has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime Seven upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

The Spousal Highest Daily Lifetime Seven benefit does not affect your ability to make withdrawals under your annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime Seven, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.

Examples of dollar-for-dollar and proportional reductions, and the Highest Quarterly Auto Step-Up are set forth below. The values depicted here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime Seven benefit or any other fees and charges. Assume the following for all three examples:

■	The Issue Date is December 1, 2007
■	The Spousal Highest Daily Lifetime Seven benefit is elected on March 5, 2008.
■	The youngest Designated Life was 70 years old when he/she elected the Spousal Highest Daily Lifetime Seven benefit.

Dollar-for-dollar reductions

On May 2, 2008, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the youngest Designated Life is younger than 80 at the time of the 1st withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2008) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount – $6,000 less $2,500 = $3,500.

Proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on August 6, 2008 and the Account Value at the time of this withdrawal is $110,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount – $1,500 – reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

Here is the calculation:

Account Value before withdrawal	$110,000.00
Less amount of “non” excess withdrawal	$3,500.00
Account Value immediately before excess withdrawal of $1,500	$106,500.00
Excess withdrawal amount	$1,500.00
Divided by Account Value immediately before excess withdrawal	$106,500.00
Ratio	1.41%
Annual Income Amount	$6,000.00
Less ratio of 1.41%	$84.51
Annual Income Amount for future Annuity Years	$5,915.49

Highest Quarterly Auto Step-Up

On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the youngest Designated Life’s age on the Annuity Anniversary) of the highest quarterly value since your first withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (plus any Credits).

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Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on August 6 reduces this amount to $5,915.49 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped-up if 5% (since the youngest Designated Life is younger than 80 on the date of the potential step-up) of the highest quarterly Account Value adjusted for withdrawals, is higher than $5,915.49. Here are the calculations for determining the quarterly values. Only the June 1 value is being adjusted for excess withdrawals as the September 1 and December 1 Valuation Days occur after the excess withdrawal on August 6.

Date*	Account Value	Highest Quarterly Value (adjusted with withdrawal and purchase payments)**	Adjusted Annual Income Amount (5% of the Highest Quarterly Value)
June 1, 2008	$118,000.00	$118,000.00	$5,900.00
August 6, 2008	$110,000.00	$112,885.55	$5,644.28
September 1, 2008	$112,000.00	$112,885.55	$5,644.28
December 1, 2008	$119,000.00	$119,000.00	$5,950.00

*	In this example, the Annuity Anniversary date is December 1. The quarterly valuation dates are every three months thereafter – March 1, June 1, September 1, and December 1. In this example, we do not use the March 1 date as the first withdrawal took place after March 1. The Annuity Anniversary Date of December 1 is considered the fourth and final quarterly valuation date for the year.
**	In this example, the first quarterly value after the first withdrawal is $118,000 on June 1, yielding an adjusted Annual Income Amount of $5,900.00. This amount is adjusted on August 6 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
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The Account Value of $118,000 on June 1 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $114,500 before the excess withdrawal.

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This amount ($114,500) is further reduced by 1.41% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Quarterly Value of $112,885.55.

The adjusted Annual Income Amount is carried forward to the next quarterly anniversary date of September 1. At this time, we compare this amount to 5% of the Account Value on September 1. Since the June 1 adjusted Annual Income Amount of $5,644.28 is higher than $5,600.00 (5% of $112,000), we continue to carry $5,644.28 forward to the next and final quarterly anniversary date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,644.28, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value yields the highest amount of $5,950.00. Since this amount is higher than the current year’s Annual Income Amount of $5,915.49 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2008 and continuing through December 1, 2009, will be stepped-up to $5,950.00.

Benefits Under The Spousal Highest Daily Lifetime Seven Benefit

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To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount or as a result of the fee that we assess for Spousal Highest Daily Lifetime Seven, and amounts are still payable under Spousal Highest Daily Lifetime Seven, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Highest Daily Lifetime Seven benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to meet required minimum distribution requirements under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in the form of a fixed annuity.

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If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is a Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any Annuity option available; or
(2)	request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount.

We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. If, due to death of a Designated Life or divorce prior to annuitization, only a single Designated Life remains, then Annuity payments will be made as a life annuity for the lifetime of the Designated Life.

We must receive your request in a form acceptable to us at our office.

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In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

(1)	the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and
(2)	the Account Value.

■	If no withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.
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Please note that payments that we make under this benefit after the Annuity Anniversary coinciding with or next following the older of the owner or Annuitant’s 95th birthday, will be treated as annuity payments.

Other Important Considerations

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Withdrawals under the Spousal Highest Daily Lifetime Seven benefit are subject to all of the terms and conditions of the Annuity, including any CDSC that may apply. Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal. However, we may impose a CDSC on the portion of a withdrawal that is deemed Excess Income.

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Withdrawals made while the Spousal Highest Daily Lifetime Seven Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Spousal Highest Daily Lifetime Seven Benefit does not directly affect the Account Value or surrender value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity you will receive the current surrender value.

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You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

■	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.
■	Upon inception of the benefit, and to maintain the benefit, 100% of your Account Value must have been allocated to the permitted Sub-accounts.
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You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (as described below) if you elect this benefit. A summary description of the AST Investment Grade Bond Portfolio appears within the prospectus section entitled “What Are The Investment Objectives and Policies of The Portfolios?”. You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

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You can make withdrawals from your Annuity without purchasing the Spousal Highest Daily Lifetime Seven benefit. The Spousal Highest Daily Lifetime Seven benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

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Transfers to and from the elected Sub-accounts and the AST Investment Grade Bond Portfolio Sub-account triggered by the mathematical formula component of the benefit will not count toward the maximum number of free transfers allowable under an Annuity.

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You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Spousal Highest Daily Lifetime Seven benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfer of Account Value and allocation of additional purchase payments may be subject to new investment limitations.

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The fee for Spousal Highest Daily Lifetime Seven is 0.75% annually of the Protected Withdrawal Value. We deduct this fee at the end of each quarter, where each such quarter is part of a year that begins on the effective date of the benefit or an anniversary thereafter. Thus, on each such quarter-end (or the next Valuation Day, if the quarter-end is not a Valuation Day), we deduct 0.1875% of the Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of your Sub-accounts including the AST Investment Grade Bond Sub-account. Since this fee is based on the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime Seven may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described above. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

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The Basic Death Benefit will terminate if withdrawals taken under the Spousal Highest Daily Lifetime Seven benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Spousal Highest Daily Lifetime Seven benefit cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

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Election of and Designations under the Benefit

We no longer permit new elections of Spousal Highest Daily Lifetime Seven Elections of Spousal Highest Daily Lifetime Seven must have been based on two Designated Lives. Designated Lives must be natural persons who are each other’s spouses at the time of election of the benefit and at the death of the first of the Designated Lives to die. Spousal Highest Daily Lifetime Seven only could be elected where the Owner, Annuitant, and Beneficiary designations are as follows:

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One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner’s spouse. The Owner/Annuitant and the beneficiary each must be at least 59 1/2 years old at the time of election; or

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Co-Annuity Owners, where the Owners are each other’s spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. Each Owner must each be at least 59 1/2 years old at the time of election; or

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One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) (“Custodial Account”), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. Both the Annuitant and the Contingent Annuitant each must be at least 59 1/2 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows: (a) if one Owner dies and the surviving spousal Owner assumes the Annuity or (b) if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary designations under this benefit. If the Designated Lives divorce, however, the Spousal Highest Daily Lifetime Seven benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new Designated Life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

If you wish, you may cancel any Spousal Highest Daily Lifetime Seven benefit. You may then elect any other available living benefit on any Valuation Day after you have cancelled the Spousal Highest Daily Lifetime Seven benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Upon cancellation of any Spousal Highest Daily Lifetime Seven benefit, any Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instruction or in absence of such instruction, pro-rata. You should be aware that upon termination of Spousal Highest Daily Lifetime Seven, you will lose the Protected Withdrawal Value (including the Tenth Anniversary Date Guarantee), Annual Income Amount, and the Return of Principal Guarantee that you had accumulated under the benefit. Thus, the initial guarantees under any newly-elected benefit will be based on your current Account Value. Once the Spousal Highest Daily Lifetime Seven benefit is cancelled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Spousal Highest Daily Lifetime Seven benefit provided that the benefit you are looking to elect is available on a post-issue basis. Any such benefit may be more expensive.

Return of Principal Guarantee

If you have not made a withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

a)	your Account Value on the day that you elected Spousal Highest Daily Lifetime Seven; and
b)	the sum of each Purchase Payment you made (including any Credits) during the one-year period after you elected the benefit.

If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the bond Sub-account used with this benefit), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. This potential addition to Account Value is available only if you have elected Spousal Highest Daily Lifetime Seven and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee.

Termination of the Benefit

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election will apply as described above. The benefit terminates: (i) if upon the death of the first Designated Life, the surviving Designated Life opts to take the death benefit under the Annuity (thus, the benefit does not terminate solely because of the death of the first Designated Life) (ii) upon the death of the second Designated Life, (iii) upon your termination of the benefit (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount) (iv) upon your surrender of the Annuity (v) upon your

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election to begin receiving annuity payments (vi) if both the Account Value and Annual Income Amount equal zero or (vii) if you cease to meet our requirements for issuing the benefit (see Election of and Designations under the Benefit).

Upon termination of Spousal Highest Daily Lifetime Seven other than upon death of a Designated Life, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account (as defined below) to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options).

Mathematical Formula Component of Spousal Highest Daily Lifetime Seven

As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you have elected Spousal Highest Daily Lifetime Seven. For purposes of the benefit, we refer to those permitted Sub-accounts as the “Permitted Sub-accounts”. As a requirement of participating in Spousal Highest Daily Lifetime Seven, we require that you participate in our specialized program, under which we may transfer Account Value between the Permitted Sub-accounts and a specified bond fund within the Advanced Series Trust (the “AST Investment Grade Bond Sub-account”). We determine whether to make a transfer, and the amount of any transfer, under a non-discretionary formula, discussed below. The AST Investment Grade Bond Sub-account is available only with this benefit, and thus you may not allocate purchase payments to the AST Investment Grade Bond Sub-account. Under the formula component of Spousal Highest Daily Lifetime Seven, we monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account. Any transfer would be made in accordance with a formula, which is set forth in Appendix G to this prospectus.

Speaking generally, the formula, which we apply each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. Note that we use 5% in the formula, irrespective of the Annuitant’s attained age. Then we produce an estimate of the total amount we would target in our allocation model, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the “Target Value” or “L”. If you have already made a withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent purchase payments, and any excess withdrawals. Next, the formula subtracts from the Target Value the amount held within the AST Investment Grade Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the AST Investment Grade Bond Sub-account, is called the “Target Ratio” or “r”. If the Target Ratio exceeds a certain percentage (currently 83%), it means essentially that too much Target Value is not offset by assets within the AST Investment Grade Bond Sub-account, and therefore we will transfer an amount from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Conversely, if the Target Ratio falls below a certain percentage (currently 77%), then a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts would occur.

If you elect the new formula (90% Cap Feature), see discussion regarding that feature.

As you can glean from the formula, poor investment performance of your Account Value may result in a transfer of a portion of your variable Account Value to the AST Investment Grade Bond Sub-account because such poor investment performance will tend to increase the Target Ratio. Moreover, “flat” investment returns of your Account Value over a period of time also could result in the transfer of your Account Value from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. Once you elect Spousal Highest Daily Lifetime Seven, the ratios we use will be fixed. For newly-issued Annuities that elect Spousal Highest Daily Lifetime Seven and existing Annuities that elect Spousal Highest Daily Lifetime Seven, however, we reserve the right, subject to any required regulatory approval, to change the ratios.

While you are not notified when your Annuity reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the AST Investment Grade Bond Sub-account. The formula by which the reallocation triggers operate is designed primarily to mitigate the financial risks that we incur in providing the guarantee under Spousal Highest Daily Lifetime Seven.

Depending on the results of the calculation relative to the reallocation triggers, we may, on any day:

■	Not make any transfer between the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account; or
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If a portion of your Account Value was previously allocated to the AST Investment Grade Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options); or

■	Transfer all or a portion of your Account Value in the Permitted Sub-accounts pro rata to the AST Investment Grade Bond Sub-account.

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Therefore, at any given time, some, none, or all of your Account Value may be allocated to the AST Investment Grade Bond Sub-account. If your entire Account Value is transferred to the AST Investment Grade Bond Sub-account, then based on the way the formula operates, the formula will not transfer amounts out of the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts and the entire Account Value would remain in the AST Investment Grade Bond Sub-account. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the AST Investment Grade Bond Sub-account. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the AST Investment Grade Bond Sub-accounts, if dictated by the formula. The amounts of any such transfers will vary as dictated by the formula, and will depend on the factors listed below.

Prior to the first withdrawal, the primary driver of transfers to the AST Investment Grade Bond Sub-account is difference between your Account Value and your Protected Withdrawal Value. If none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, then over time the formula permits an increasing difference between the Account Value and the Protected Withdrawal Value before a transfer to the AST Investment Grade Bond Sub-account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, the smaller the difference between the Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the AST Investment Grade Bond Sub-account.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST Investment Grade Bond Sub-account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

■	The difference between your Account Value and your Protected Withdrawal Value;
■	The amount of time Spousal Highest Daily Lifetime Seven has been in effect on your Annuity;
■	The amount allocated to and the performance of the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account;
■	Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and
■	Any withdrawals you take from your Annuity (while the benefit is in effect).

Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the AST Investment Grade Bond Sub-account or to the Permitted Sub-accounts, the greater the impact performance of those investments have on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the AST Investment Grade Bond Sub-account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.

If you make additional Purchase Payments to your Annuity, they will be allocated in accordance with your Annuity. Once allocated, they will also be subject to the formula described above and therefore may be transferred to the AST Investment Grade Bond Sub-account, if dictated by the formula.

Any Account Value in the AST Investment Grade Bond Sub-account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the AST Investment Grade Bond Sub-account.

Additional Tax Considerations

If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70  1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. Please note that any withdrawal you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under “Key Feature – Protected Withdrawal Value”.

As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax

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treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Spousal Highest Daily Lifetime Seven through a non-qualified annuity, as with all withdrawals, once all Purchase Payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

Spousal Highest Daily Lifetime Seven with Beneficiary Income OptionSM

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime Seven with Beneficiary Income Option.

There was an optional death benefit feature under this benefit, the amount of which is linked to your Annual Income Amount. You may have chosen Spousal Highest Daily Lifetime Seven without also selecting the Beneficiary Income Option death benefit (“BIO”). We no longer permit elections of Spousal Highest Daily Lifetime Seven with BIO. If you terminate your Spousal Highest Daily Lifetime Seven benefit with BIO to elect any other available living benefit, you will lose all guarantees under the Spousal Highest Daily Lifetime Seven benefit with BIO, and will begin new guarantees under the newly elected benefit based on the Account Value as of the date the new benefit becomes active.

If you elected the Beneficiary Income Option death benefit, you may not elect any other optional benefit. You could elect the Beneficiary Income Option death benefit so long as each Designated Life was no older than age 75 at the time of election. This death benefit is not transferable in the event of a divorce, nor may the benefit be split in accordance with any divorce proceedings or similar instrument of separation. Since this fee is based on the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime Seven with BIO may be greater than it would have been, had it been based on the Account Value alone.

For purposes of the Beneficiary Income Option death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Spousal Highest Daily Lifetime Seven itself. Upon the first death of a Designated Life, no amount is payable under the Beneficiary Income Option death benefit. Upon the second death of a Designated Life, we identify the following amounts: (a) the amount of the base death benefit under the Annuity (b) the Protected Withdrawal Value and (c) the Annual Income Amount. If there were no withdrawals prior to the date of death, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death, and we calculate the Annual Income Amount as if there were a withdrawal on the date of death. If there were withdrawals prior to the date of death, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.

If there is one beneficiary, he/she must choose to receive either the base death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of annual payment of the Annual Income Amount – such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Thus, each beneficiary can choose to take his/her portion of either (a) the basic death benefit or (b) the Beneficiary Income Option death benefit. If chosen, for qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than December 31st of the year following the annuity owner’s date of death. For non-qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than one year after the owner’s date of death. In order to receive the Beneficiary Income Option death benefit, each beneficiary’s share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary’s death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.

Here is an example to illustrate how the death benefit may be paid:

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Assume that (i) the basic death benefit is $50,000, the Protected Withdrawal Value is $100,000, and the Annual Income Amount is $5,000; (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.

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Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value).

The pro-rated portion of the Annual Income Amount equal to $3,750 (i.e., the first beneficiary’s 75% share multiplied by $5,000) is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary’s 75% share of the $100,000 Protected Withdrawal Value).

The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).

If you elect to terminate Spousal Highest Daily Lifetime Seven with Beneficiary Income Option, both Spousal Highest Daily Lifetime Seven and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Spousal Highest Daily Lifetime Seven with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the “Election of and Designations under the Benefit” section, above.

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Optional 90% Cap Feature for Spousal Highest Daily Lifetime Seven

If you currently own an Annuity and have elected Spousal Highest Daily Lifetime Seven Income Benefit (including Spousal Highest Daily Lifetime Seven with Beneficiary Income Option), you can elect this feature which utilizes a new mathematical formula. The new formula is described below and will replace the “Transfer Calculation” portion of the formula currently used in connection with your benefit on a prospective basis. There is no cost to adding this feature to your Annuity. This election may only be made once and may not be revoked once elected. The new formula is found in Appendix G of this prospectus. As permitted by applicable law, the broker-dealer firm through which you purchase your Annuity may forward your initial Purchase Payment to us prior to approval of your purchase by a registered principal of the firm. These arrangements are subject to a number of regulatory requirements, including that until such time that the insurer is notified of the firm’s principal approval and is provided with the application, or is notified of the firm principal’s rejection, customer funds will be held by the insurer in a segregated bank account. In addition, the insurer must promptly return the customer’s funds at the customer’s request prior to the firm’s principal approval or upon the firm’s rejection of the application. The monies held in the bank account will be held in a suspense account within our general account and we may earn interest on amounts held in that suspense account. Contract owners will not be credited with any interest earned on amounts held in that suspense account. The monies in such suspense account may be subject to our general creditors. Moreover, because the FINRA rule authorizing the use of such accounts is new, there may be uncertainty as to the segregation and treatment of such insurance company general account assets under applicable Federal and State laws.

Under the new formula, the formula will not execute a transfer to the AST Investment Grade Bond Sub-account that results in more than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account (“90% cap” or “90% Cap Rule”). Thus, on any Valuation Day, if the formula would require a transfer to the AST Investment Grade Bond Sub-account that would result in more than 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account will be transferred. Additionally, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST Investment Grade Bond Sub-account that results in greater than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST Investment Grade Bond Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the AST Investment Grade Bond Sub-account.

If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST Investment Grade Bond Sub-account at least until there is first a transfer out of the AST Investment Grade Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST Investment Grade Bond Sub-account, and the formula will still not transfer any of your Account Value to the AST Investment Grade Bond Sub-account (at least until there is first a transfer out of the AST Investment Grade Bond Sub-account). For example,

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March 19, 2009 – a transfer is made that results in the 90% cap being met and now $90,000 is allocated to the AST Investment Grade Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

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March 20, 2009 – you make an additional purchase payment of $10,000. No transfers have been made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.

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As of March 20, 2009 (and at least until first a transfer is made out of the AST Investment Grade Bond Sub-account under the formula) – the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the AST Investment Grade Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the AST Investment Grade Bond Sub-account).

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Once there is a transfer out of the AST Investment Grade Bond Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and may be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account as dictated by the formula. Once you elect this feature, the new transfer formula described above and set forth in appendix G will be the formula for your Annuity.

In the event that more than ninety percent (90%) of your Account Value is allocated to the AST Investment Grade Bond Sub-account and you have elected this feature, up to ten percent (10%) of your Account Value currently allocated to the AST Investment Grade Bond Sub-account will be transferred to your Permitted Sub-accounts, such that after the transfer, 90% of your Account Value on the date of the transfer is in the AST Investment Grade Bond Sub-account. The transfer to the Permitted Sub-accounts will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). It is possible that additional transfers might occur after this initial transfer if

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dictated by the formula. The amounts of such additional transfer(s) will vary. If on the date this feature is elected 100% of your Account Value is allocated to the AST Investment Grade Bond Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts. While there are no assurances that future transfers will occur, it is possible that an additional transfer(s) to the Permitted Sub-accounts could occur following the Valuation Day(s), and in some instances (based on the formula) the additional transfer(s) could be large.

Once the 90% cap rule is met, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

Important Consideration When Electing The New Formula:

■	At any given time, some, most or none of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.
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Please be aware that because of the way the 90% cap formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.

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If this feature is elected, any Account Value transferred to the Permitted Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending of the performance of the Permitted Sub-accounts you select.

HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT (HD 7 Plus)

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 7 Plus benefit.

Highest Daily Lifetime 7 Plus is no longer offered for new elections. If you elected Highest Daily Lifetime 7 Plus and subsequently terminate the benefit, you may elect any available living benefit, subject to our current rules. See “Election of and Designations under the Benefit” and “Termination of Existing Benefits and Election of New Benefits” below for details. Please note that if you terminate Highest Daily Lifetime 7 Plus and elect another available living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. The income benefit under Highest Daily Lifetime 7 Plus is based on a single “designated life” who is at least 45 years old on the date that the benefit was elected. The Highest Daily Lifetime 7 Plus Benefit was not available if you elected any other optional living benefit, although you may elect any optional death benefit other than the Highest Daily Value death benefit. As long as your Highest Daily Lifetime 7 Plus Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of the permitted investment options, see the “Investment Options” section in this prospectus.

Highest Daily Lifetime 7 Plus guarantees until the death of the single designated life (the Annuitant) the ability to withdraw an annual amount (the “Annual Income Amount”) equal to a percentage of an initial principal value (the “Protected Withdrawal Value”) regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life (“Lifetime Withdrawals”), provided that you have not made “excess withdrawals” that have resulted in your Account Value being reduced to zero. We also permit you to make a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. Highest Daily Lifetime 7 Plus may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Highest Daily Lifetime 7 Plus. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Account Value falls to zero, if you take an excess withdrawal that brings your Account Value to zero, it is possible that your Annual Income Amount could also fall to zero. In that scenario, no further amount would be payable under the Highest Daily Lifetime 7 Plus benefit.

Key Feature – Protected Withdrawal Value

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the “Periodic Value” described in the next paragraphs.

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The “Periodic Value” initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the “Current Valuation Day”), the Periodic Value is equal to the greater of:

(1)	the Periodic Value for the immediately preceding business day (the “Prior Valuation Day”) appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and
(2)	the Account Value.

If you have not made a Lifetime Withdrawal on or before the 10th, 20th, or 25th Anniversary of the effective date of the benefit, your Periodic Value on the 10th, 20th, or 25th Anniversary of the benefit effective date is equal to the greater of:

(1)	the Periodic Value described above or,
(2)	the sum of (a), (b) and (c) below (proportionally reduced for any Non-Lifetime Withdrawals):

(a)	200% (on the 10th anniversary), 400% (on the 20th anniversary) or 600% (on the 25th anniversary) of the Account Value on the effective date of the benefit;
(b)	200% (on the 10th anniversary), 400% (on the 20th anniversary) or 600% (on the 25th anniversary) of all adjusted purchase payments made within one year following the effective date of the benefit; and
(c)	all adjusted purchase payments made after one year following the effective date of the benefit.

If you elect Highest Daily Lifetime 7 Plus with Beneficiary Income Option (“BIO”) (see below), we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary of the effective date of the benefit (“Tenth Anniversary”). This means that under the Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20th and 25th Anniversary of the Benefit Effective Date.

On and after the date of your first Lifetime Withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent purchase payments, is reduced by withdrawals, including your first Lifetime Withdrawal (as described below), and may be increased if you qualify for a step-up (as described below).

Return of Principal Guarantee

If you have not made a Lifetime Withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

a)	your Account Value on the day that you elected Highest Daily Lifetime 7 Plus proportionally reduced for any Non-Lifetime Withdrawal; and
b)	the sum of each Purchase Payment proportionally reduced for any subsequent Non-Lifetime Withdrawal (including the amount of any associated Credits) you made during the one-year period after you elected the benefit.

If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the AST Investment Grade Bond Sub-account), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. Because the amount is added to Account Value, it will also be subject to each charge under your Annuity based on Account Value. This potential addition to Account Value is available only if you have elected Highest Daily Lifetime 7 Plus and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal (other than a Non-Lifetime Withdrawal) prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee. The Return of Principal Guarantee is referred to as the Guaranteed Minimum Account Value Credit in the benefit rider.

Key Feature – Annual Income Amount under the Highest Daily Lifetime 7 Plus Benefit

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the Annuitant on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 45-less than 59  1/2, 5% for ages 59  1/2-74, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older.

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Under the Highest Daily Lifetime 7 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions are based on the actual amount of the withdrawal, including any CDSC that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.

You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.

Any Purchase Payment that you make subsequent to the election of Highest Daily Lifetime 7 Plus will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credits) based on the age of the Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 45-less than 59 1/2, 5% for ages 59 1/2-74, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credits).

If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 7 Plus benefit.

Highest Daily Auto Step-Up

An automatic step-up feature (“Highest Daily Auto Step-Up”) is part of Highest Daily Lifetime 7 Plus. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Auto Step-Up starts with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are: 4% for ages 45-less than 59 1/2, 5% for ages 59 1/2-74, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. All daily valuations and annual step-ups will only occur on a Valuation Day. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values that occurred on Valuation Days during the year. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime 7 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime 7 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

If you establish a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.

The Highest Daily Lifetime 7 Plus benefit does not affect your ability to make withdrawals under your Annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime 7 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

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If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years.

Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime 7 Plus benefit or any other fees and charges. Assume the following for all three examples:

■	The Issue Date is December 1, 2008
■	The Highest Daily Lifetime 7 Plus benefit is elected on March 5, 2009
■	The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime 7 Plus benefit.

Example of dollar-for-dollar reductions

On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the Annuitant is between the ages of 59 1/2 and 74 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

Example of proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 – reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

Here is the calculation:

Account Value before Lifetime Withdrawal	$118,000.00
Less amount of “non” excess withdrawal	$3,500.00
Account Value immediately before excess withdrawal of $1,500	$114,500.00
Excess withdrawal amount	$1,500.00
Divided by Account Value immediately before excess withdrawal	$114,500.00
Ratio	1.31%
Annual Income Amount	$6,000.00
Less ratio of 1.31%	$78.60
Annual Income Amount for future Annuity Years	$5,921.40

Example of highest daily auto step-up

On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant’s age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (including the amount of any associated Credits).

Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the designated life is between 59 1/2 and 74 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments (including the amount of any associated Credits), is higher than $5,921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

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Date*	Account value	Highest Daily Value (adjusted with withdrawal and purchase payments)**	Adjusted Annual Income Amount (5% of the Highest Daily Value)
November 25, 2009	$119,000.00	$119,000.00	$5,950.00
November 26, 2009		Thanksgiving Day
November 27, 2009	$113,000.00	$113,986.95	$5,699.35
November 30, 2009	$113,000.00	$113,986.95	$5,699.35
December 01, 2009	$119,000.00	$119,000.00	$5,950.00

*	In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.
**	In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
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The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.

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This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.

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The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year’s Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.

Non-Lifetime Withdrawal Feature

You may take a one-time non-lifetime withdrawal (“Non-Lifetime Withdrawal”) under Highest Daily Lifetime 7 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity’s Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see “Access to Account Value – Can I Surrender My Annuity for Its Value?”). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Highest Daily Lifetime 7 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Highest Daily Lifetime 7 Plus benefit. If you don’t elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect to take the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value and the Return of Principal guarantee. It will also proportionally reduce the Periodic Value guarantees on the tenth, twentieth and twenty-fifth anniversaries of the benefit effective date (see description in “Key Feature – Protected Withdrawal Value,” above). It will reduce all three by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.

Example – Non-Lifetime Withdrawal (proportional reduction)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

Assume the following:

■	The Issue Date is December 1, 2008
■	The Highest Daily Lifetime 7 Plus benefit is elected on March 5, 2009
■	The Account Value at benefit election was $105,000
■	The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime 7 Plus benefit.
■	No previous withdrawals have been taken under the Highest Daily Lifetime 7 Plus benefit.

On May 2, 2009, the Protected Withdrawal Value is $125,000, the 10th benefit year minimum Periodic Value guarantee is $210,000, the 10th benefit year Return of Principal guarantee is $105,000, the 20/th/ benefit year minimum Periodic Value guarantee is $420,000, the 25th benefit year minimum Periodic Value guarantee is $630,000 and the Account Value is $120,000. Assuming

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$15,000 is withdrawn from the Annuity on May 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Highest Daily Lifetime 7 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

Here is the calculation:

Withdrawal Amount divided by	$15,000
Account Value before withdrawal	$120,000
Equals ratio	12.5%
All guarantees will be reduced by the above ratio (12.5%)
Protected Withdrawal Value	$109,375
10th benefit year Return of Principal	$91,875
10th benefit year Minimum Periodic Value	$183,750
20th benefit year Minimum Periodic Value	$367,500
25th benefit year Minimum Periodic Value	$551,250

Required Minimum Distributions

Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Any withdrawal you take that exceeds the Annual Income Amount in Annuity Years that your required minimum distribution amount is not greater than the Annual Income Amount will be treated as an Excess Withdrawal under the benefit. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered an excess withdrawal. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar by dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as an excess withdrawal.

Example – required minimum distributions

The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.

Annual Income Amount = $5,000

Remaining Annual Income Amount = $3,000

Required Minimum Distribution = $6,000

The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000. ($3,000 + ($6,000 – $5,000) = $4,000).

If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all of the guarantees associated with the Highest Daily Lifetime 7 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000), without being treated as an Excess Withdrawal is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.

Benefits Under Highest Daily Lifetime 7 Plus

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To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount or as a result of the fee that we assess for Highest Daily Lifetime 7 Plus, and amounts are still payable under Highest Daily Lifetime 7 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. If you have not begun taking Lifetime Withdrawals and your Account Value is reduced to zero as a result of the fee we assess for Highest Daily Lifetime 7 Plus, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the Account Value was reduced to zero and Lifetime Withdrawals will begin on the next Annuity anniversary. If this were to occur, you are not permitted to make additional

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purchase payments to your Annuity. Thus, in these scenarios, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Highest Daily Lifetime 7 Plus benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the Designated Life.

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If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any Annuity option available; or
(2)	request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. If this option is elected, the Annual Income Amount will not increase after annuity payments have begun. We will make payments until the death of the single Designated Life. We must receive your request in a form acceptable to us at our office.

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In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

(1)	the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and
(2)	the Account Value.

■	If no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.
■	Please note that payments that we make under this benefit after the Annuity Anniversary coinciding with or next following the annuitant’s 95th birthday will be treated as annuity payments.

Other Important Considerations

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Withdrawals under the Highest Daily Lifetime 7 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount.

■	Withdrawals made while the Highest Daily Lifetime 7 Plus Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity.
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You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime 7 Plus benefit. The Highest Daily Lifetime 7 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to our rules regarding time and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

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You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

■	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.
■	Upon inception of the benefit, and to maintain the benefit, 100% of your Account Value must have been allocated to the Permitted Sub-accounts.
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You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (see description below) if you elect this benefit. A summary description of the AST Investment Grade Bond Portfolio appears within the prospectus section entitled “What Are The Investment Objectives and Policies of The Portfolios?”. You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

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Transfers to and from the elected Sub-accounts and the AST Investment Grade Bond Portfolio Sub-account triggered by the Highest Daily Lifetime 7 Plus mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

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You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Highest Daily Lifetime 7 Plus benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfer of Account Value and allocation of additional purchase payments may be subject to new investment limitations.

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The maximum charge for Highest Daily Lifetime 7 Plus is 1.50% annually of the greater of Account Value and the Protected Withdrawal Value (PWV). The current charge is 0.75% annually of the greater of Account Value and the Protected Withdrawal

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Value. We deduct this fee on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.1875% of the greater of the prior day’s Account Value or the prior day’s Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Portfolio Sub-account, and from the DCA Fixed Rate Option (if applicable). Since this fee is based on the greater of the Account Value or the Protected Withdrawal Value, the fee for Highest Daily Lifetime 7 Plus may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the Account Value at the benefit quarter, we will charge the remainder of the Account Value for the benefit and continue the benefit as described above. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

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The Basic Death Benefit will terminate if withdrawals taken under Highest Daily Lifetime 7 Plus cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under Highest Daily Lifetime 7 Plus cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

Election of and Designations under the Benefit

We no longer permit new elections of Highest Daily Lifetime 7 Plus. For Highest Daily Lifetime 7 Plus, there must have been either a single Owner who is the same as the Annuitant, or if the Annuity is entity owned, there must have been a single natural person Annuitant. In either case, the Annuitant must have been at least 45 years old.

Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime 7 Plus. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime 7 Plus, except if (a) the new Owner has the same taxpayer identification number as the previous owner, (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or (c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines.

Please note that if you terminate a living benefit such as Highest Daily Lifetime 7 Plus and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. We reserve the right to waive, change and/or further limit the election frequency in the future.

Termination of the Benefit

You may terminate Highest Daily Lifetime 7 Plus at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates:

(i)	upon your termination of the benefit, (ii) upon your surrender of the Annuity, (iii) upon your election to begin receiving annuity payments (although if you have elected to receive the Annual Income Amount in the form of Annuity payments, we will continue to pay the Annual Income Amount), (iv) upon our receipt of due proof of the death of the Annuitant, (v) if both the Account Value and Annual Income Amount equal zero, or (vi) if you cease to meet our requirements as described in “Election of and Designations under the Benefit”.

Upon termination of Highest Daily Lifetime 7 Plus other than upon the death of the Annuitant, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options).

If a surviving spouse elects to continue the Annuity, the Highest Daily Lifetime 7 Plus benefit terminates. The spouse may elect the benefit subject to the restrictions discussed above.

How Highest Daily Lifetime 7 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account

As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you elect Highest Daily Lifetime 7 Plus. For purposes of this benefit, we refer to those permitted investment options as the “Permitted Sub-accounts”.

An integral part of Highest Daily Lifetime 7 Plus is the pre-determined mathematical formula used to transfer Account Value between the Permitted Sub-Accounts and a specified bond fund within the Advanced Series Trust (the “AST Investment Grade Bond Sub-Account”). The AST Investment Grade Bond Sub-account is available only with this benefit, and thus you may not allocate purchase payments to or make transfers to or from the AST Investment Grade Bond Sub-account. The formula monitors your Account Value daily and, if dictated by the formula, systematically transfers amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account. The formula is set forth in Appendix H.

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Speaking generally, the formula, which is applied each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. Note that 5% is used in the formula, irrespective of the Annuitant’s attained age. Then it produces an estimate of the total amount targeted in our allocation model, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the “Target Value” or “L”. If you have already made a withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent purchase payments (and associated purchase credits), and any excess withdrawals. Next, the formula subtracts from the Target Value the amount held within the AST Investment Grade Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the AST Investment Grade Bond Sub-account, is called the “Target Ratio” or “r”. If, on each of three consecutive Valuation Days, the Target Ratio is greater than 83% but less than or equal to 84.5%, the formula will, on such third Valuation Day, make a transfer from the Permitted Sub-accounts in which you are invested (subject to the 90% cap feature) to the AST Investment Grade Bond Sub-account. Once a transfer is made, the three consecutive Valuation Days begin again. If, however, on any Valuation Day, the Target Ratio is above 84.5%, it will make a transfer from the Permitted Sub-accounts (subject to the 90% cap) to the AST Investment Grade Bond Sub-account (as described above). If the Target Ratio falls below 78% on any Valuation Day, then a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts will occur.

The formula will not execute a transfer to the AST Investment Grade Bond Sub-account that results in more than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account (“90% cap”). Thus, on any Valuation Day, if the formula would require a transfer to the AST Investment Grade Bond Sub-account that would result in more than 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account will be transferred. Additionally, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST Investment Grade Bond Sub-account that results in greater than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST Investment Grade Bond Sub-account and your allocations in the permitted sub-accounts you have selected, your Account Value could be more than 90% invested in the AST Investment Grade Bond Sub-account.

If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST Investment Grade Bond Sub-account at least until there is first a transfer out of the AST Investment Grade Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST Investment Grade Bond Sub-account, and the formula will still not transfer any of your Account Value to the AST Investment Grade Bond Sub-account (at least until there is first a transfer out of the AST Investment Grade Bond Sub-account). For example,

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March 19, 2009 – a transfer is made to the AST Investment Grade Bond Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST Investment Grade Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

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March 20, 2009 – you make an additional purchase payment of $10,000. No transfers have been made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.

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On March 20, 2009 (and at least until first a transfer is made out of the AST Investment Grade Bond Sub-account under the formula) – the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST Investment Grade Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the AST Investment Grade Bond Sub-account).

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Once there is a transfer out of the AST Investment Grade Bond Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account as dictated by the formula.

As you can glean from the formula, poor or flat investment performance of your Account Value may result in a transfer of a portion of your Account Value in the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account because such poor investment performance will tend to increase the Target Ratio. Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. Once you elect Highest Daily Lifetime 7 Plus, the values we use to compare to the Target Ratio will be fixed.

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Additionally, on each monthly Annuity Anniversary (if the monthly Annuity Anniversary does not fall on a Valuation Day, the next Valuation Day will be used), following all of the above described daily calculations, a transfer may be made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts. Any such transfer will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options). This transfer will automatically occur provided that the Target Ratio, as described above, would be less than 83% after the transfer. The formula will not execute a transfer if the Target Ratio after this transfer would occur would be greater than or equal to 83%.

The amount of the transfer will be equal to the lesser of:

a)	The total value of all your Account Value in the AST Investment Grade Bond Sub-account, or
b)	An amount equal to 5% of your total Account Value.

While you are not notified when your Annuity reaches a transfer trigger under the formula, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the AST Investment Grade Bond Sub-account. The formula by which the transfer operates is designed primarily to mitigate some of the financial risks that we incur in providing the guarantee under Highest Daily Lifetime 7 Plus. Depending on the results of the calculations of the formula, we may, on any Valuation Day:

■	Not make any transfer between the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account; or
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If a portion of your Account Value was previously allocated to the AST Investment Grade Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options); or

■	Transfer a portion of your Account Value in the Permitted Sub-accounts pro rata to the AST Investment Grade Bond Sub-account.

At any given time, some, most or none of your Account Value will be allocated to the AST Investment Grade Bond Sub-account, as dictated by the formula.

Prior to the first Lifetime Withdrawal, the primary driver of transfers to the AST Investment Grade Bond Sub-account is difference between your Account Value and your Protected Withdrawal Value. If none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, then over time the formula permits an increasing difference between the Account Value and the Protected Withdrawal Value before a transfer to the AST Investment Grade Bond Sub-account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, the smaller the difference between the Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the AST Investment Grade Bond Sub-account.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST Investment Grade Bond Sub-account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

■	The difference between your Account Value and your Protected Withdrawal Value;
■	The amount of time Highest Daily Lifetime 7 Plus has been in effect on your Annuity;
■	The amount allocated to and the performance of the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account;
■	Any additional Purchase Payments you make to your Annuity (while the benefit is in effect) and;
■	Any withdrawals you take from your Annuity (while the benefit is in effect).

Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the AST Investment Grade Bond Sub-account or to the Permitted Sub-accounts, the greater the impact performance of those investments have on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the AST Investment Grade Bond Sub-account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.

If you make additional Purchase Payments to your Annuity, they will be allocated in accordance with your Annuity. Once allocated, they will also be subject to the formula described above and therefore may be transferred to the AST Investment Grade Bond Sub-account, if dictated by the formula and subject to the 90% cap feature.

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Any Account Value in the AST Investment Grade Bond Sub-account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the AST Investment Grade Bond Sub-account.

Additional Tax Considerations

If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70  1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts. Please note that any withdrawal (except the Non-Lifetime Withdrawal) you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under “Key Feature – Protected Withdrawal Value”.

As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Highest Daily Lifetime 7 Plus through a non-qualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note all Non-lifetime Withdrawal provisions will apply.

Highest Daily Lifetime 7 Plus with Beneficiary Income OptionSM

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 7 Plus with Beneficiary Income Option.

We previously offered an optional death benefit feature under Highest Daily Lifetime 7 Plus, the amount of which is linked to your Annual Income Amount. We refer to this optional death benefit as the Beneficiary Income Option or BIO. Highest Daily Lifetime 7 Plus with BIO is no longer available for new elections. Please note that if you terminate Highest Daily Lifetime 7 Plus with BIO and elect any other available living benefit you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. As long as your Highest Daily Lifetime 7 Plus with Beneficiary Income Option is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. This benefit could be elected, provided that all owners and beneficiaries are natural persons or an agent acting for a natural person.

If you elected this death benefit, you could not elect any other optional benefit. You could have elected the Beneficiary Income Option death benefit so long as the Annuitant is no older than age 75 at the time of election and meet the Highest Daily Lifetime 7 Plus age requirements. For purposes of this optional death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Highest Daily Lifetime 7 Plus itself. However, we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary Date. This means that under the Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20th and 25th Anniversary of the Benefit Effective Date. If you choose the Highest Daily Lifetime 7 Plus with BIO, the maximum charge is 2.00% of the greater of Account Value and the Protected Withdrawal Value (“PWV”) annually. The current charge is 1.10% annually of the greater of the Account Value and the PWV. We deduct this charge on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.275% of the greater of the prior day’s Account Value or the prior day’s Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Sub-account, and from the DCA Fixed Rate Option (if applicable). Because the fee for this benefit is based on the greater of the Account Value or the Protected Withdrawal Value, the fee for Highest Daily Lifetime 7 Plus with the Beneficiary Income Option may be greater than it would have been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero and, continue the benefit as described below.

Upon a death that triggers payment of a death benefit under the Annuity, we identify the following amounts: (a) the amount of the basic death benefit under the Annuity, (b) the Protected Withdrawal Value, and (c) the Annual Income Amount. If there were no Lifetime Withdrawals prior to the date of death, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death, and we calculate the Annual Income Amount as if there were a withdrawal on the date of death. If there were Lifetime Withdrawals prior to the date of death, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.

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If there is one beneficiary, he/she must choose to receive either the basic death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of periodic payments of the Annual Income Amount – such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Each beneficiary can choose to take his/her portion of either (a) the basic death benefit, or (b) the Beneficiary Income Option death benefit. If chosen, for qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than December 31st of the year following the annuity owner’s date of death. For non-qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than one year after the owner’s date of death. In order to receive the Beneficiary Income Option death benefit, each beneficiary’s share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary’s death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.

Here is an example to illustrate how the death benefit may be paid:

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Assume that (i) the basic death benefit is $50,000, the Protected Withdrawal Value is $100,000, and the Annual Income Amount is $5,000; (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.

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Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value). The pro-rated portion of the Annual Income Amount, equal to $3,750 annually (i.e., the first beneficiary’s 75% share multiplied by $5,000), is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary’s 75% share of the $100,000 Protected Withdrawal Value). The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).

If you elect to terminate Highest Daily Lifetime 7 Plus with Beneficiary Income Option, both Highest Daily Lifetime 7 Plus and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Highest Daily Lifetime 7 Plus with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the “Election of and Designations under the Benefit” section above.

Highest Daily Lifetime 7 Plus with Lifetime Income AcceleratorSM

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator.

In the past, we offered a version of Highest Daily Lifetime 7 Plus called Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator (“Highest Daily Lifetime 7 Plus with LIA”). You could choose Highest Daily Lifetime 7 Plus with or without also electing LIA, however you could not elect LIA without Highest Daily Lifetime 7 Plus and you could elect the LIA benefit at the time you elect Highest Daily Lifetime 7 Plus. Please note that if you terminate Highest Daily Lifetime 7 Plus with LIA and elect any other available living benefit you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. If you elected this benefit, you may not have elected any other optional benefit. As long as your Highest Daily Lifetime 7 Plus with LIA benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. The income benefit under Highest Daily Lifetime 7 Plus with LIA was based on a single “designated life” who was between the ages of 45 and 75 on the date that the benefit is elected. All terms and conditions of Highest Daily Lifetime 7 Plus apply to this version of the benefit, except as described herein.

Highest Daily Lifetime 7 Plus with LIA is not long-term care insurance and should not be purchased as a substitute for long-term care insurance. The income you receive through the Lifetime Income Accelerator may be used for any purpose, and it may or may not be sufficient to address expenses you may incur for long-term care. You should seek professional advice to determine your financial needs for long-term care.

Highest Daily Lifetime 7 Plus with LIA guarantees, until the death of the single designated life, the ability to withdraw an amount equal to double the Annual Income Amount (which we refer to as the “LIA Amount”) if you meet the conditions set forth below. If you choose the Highest Daily Lifetime 7 Plus with LIA, the maximum charge is 2.00% of the greater of Account Value and the Protected Withdrawal Value (“PWV”) annually. The current charge is 1.10% annually of the greater of Account Value and the PWV. We deduct this charge on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.275% of the greater of the prior day’s Account Value, or the prior day’s Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Sub-account, and the DCA Fixed Rate Option (if applicable). Since this fee is based on the greater of Account Value or the Protected Withdrawal Value, the fee for Highest Daily Lifetime 7 Plus with LIA may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described below.

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If this benefit is being elected on an Annuity held as a 403(b) plan, then in addition to meeting the eligibility requirements listed below for the LIA Amount you must separately qualify for distributions from the 403(b) plan itself.

Eligibility Requirements for LIA Amount. Both a waiting period of 36 months from the benefit effective date, and an elimination period of 120 days from the date of notification that one or both of the requirements described immediately below have been met, apply before you can become eligible for the LIA Amount. Assuming the 36 month waiting period has been met and we have received the notification referenced in the immediately preceding sentence, the LIA amount would be available for withdrawal on the Valuation Day immediately after the 120th day. The waiting period and the elimination period may run concurrently. In addition to satisfying the waiting and elimination period, at least one of the following requirements (“LIA conditions”) must be met.

(1)	The designated life is confined to a qualified nursing facility. A qualified nursing facility is a facility operated pursuant to law or any state licensed facility providing medically necessary in-patient care which is prescribed by a licensed physician in writing and based on physical limitations which prohibit daily living in a non-institutional setting.
(2)	The designated life is unable to perform two or more basic abilities of caring for oneself or “activities of daily living.” We define these basic abilities as:

i.	Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.
ii.	Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.
iii.	Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower.
iv.	Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.
v.	Transferring: Moving into or out of a bed, chair or wheelchair.
vi.	Continence: Maintaining control of bowel or bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform personal hygiene (including caring for catheter or colostomy bag).

You must notify us when the LIA conditions have been met. If, when we receive such notification, there are more than 120 days remaining until the end of the waiting period described above, you will not be eligible for the LIA Amount. If there are 120 days or less remaining until the end of the waiting period when we receive notification that the LIA conditions are met, we will determine eligibility for the LIA Amount through our then current administrative process, which may include, but is not limited to, documentation verifying the LIA conditions and/or an assessment by a third party of our choice. Such assessment may be in person and we will assume any costs associated with the aforementioned assessment. Once eligibility is determined, the LIA Amount is equal to double the Annual Income Amount as described above under the Highest Daily Lifetime 7 Plus benefit.

Additionally, once eligibility is determined, we will reassess your eligibility on an annual basis although your LIA benefit for the year that immediately precedes our reassessment will not be affected if it is determined that you are no longer eligible. Your first reassessment may occur in the same year as your initial assessment. If we determine that you are no longer eligible to receive the LIA Amount, the Annual Income Amount would replace the LIA Amount on the next Annuity Anniversary (the “ineligibility effective date”). However, 1) if you were receiving income through a systematic withdrawal program that was based on your LIA Amount; 2) you subsequently become ineligible to receive your LIA Amount, and 3) we do not receive new withdrawal instructions from you prior to the ineligibility effective date, we will cancel such systematic withdrawal program on the ineligibility effective date. You will be notified of your subsequent ineligibility and the date systematic withdrawal payments will stop before either occur. If any existing systematic withdrawal program is canceled, you must enroll in a new systematic withdrawal program if you wish to receive income on a systematic basis. You may establish a new or make changes to any existing systematic withdrawal program at any time by contacting our Annuity Service Office. All “Excess Income” conditions described above in “Key Feature – Annual Income Amount under the Highest Daily Lifetime 7 Plus Benefit” would apply. There is no limit on the number of times you can become eligible for the LIA Amount, however, each time would require the completion of the 120-day elimination period, notification that the designated life meets the LIA conditions, and determination, through our then current administrative process, that you are eligible for the LIA Amount, each as described above.

LIA amount at the first Lifetime Withdrawal. If your first Lifetime Withdrawal subsequent to election of Highest Daily Lifetime 7 Plus with LIA occurs while you are eligible for the LIA Amount, the available LIA Amount is equal to double the Annual Income Amount.

LIA amount after the first Lifetime Withdrawal. If you become eligible for the LIA Amount after you have taken your first Lifetime Withdrawal, the available LIA amount for the current and subsequent Annuity Years is equal to double the then current Annual Income Amount, however the available LIA amount in the current Annuity Year is reduced by any Lifetime Withdrawals that have been taken in the current Annuity Year. Cumulative Lifetime Withdrawals in an Annuity Year which are less than or equal to the LIA Amount (when eligible for the LIA amount) will not reduce your LIA Amount in subsequent Annuity Years, but any such withdrawals will reduce the LIA Amount on a dollar-for-dollar basis in that Annuity Year.

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Withdrawals In Excess of the LIA amount. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the LIA Amount when you are eligible (“Excess Withdrawal”), your LIA Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the excess portion of the withdrawal to the Account Value immediately prior to the Excess Withdrawal. Reductions include the actual amount of the withdrawal, including any CDSC that may apply. Withdrawals of any amount (excluding the Non-Lifetime Withdrawal) up to and including the LIA Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Excess Withdrawals will reduce the Protected Withdrawal Value by the same ratio as the reduction to the LIA Amount. Any withdrawals that are less than or equal to the LIA amount (when eligible) but in excess of the free withdrawal amount available under this Annuity will not incur a CDSC.

Withdrawals are not required. However, subsequent to the first Lifetime Withdrawal, the LIA Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the LIA Amount.

Purchase Payments. If you are eligible for the LIA Amount as described under “Eligibility Requirements for LIA Amount” and you make an additional Purchase Payment, we will increase your LIA Amount by double the amount we add to your Annual Income Amount.

Step Ups. If your Annual Income Amount is stepped up, your LIA Amount will be stepped up to equal double the stepped up Annual Income Amount.

Guarantee Payments. If your Account Value is reduced to zero as a result of cumulative withdrawals that are equal to or less than the LIA Amount when you are eligible, or as a result of the fee that we assess for Highest Daily Lifetime 7 Plus with LIA, and there is still a LIA Amount available, we will make an additional payment for that Annuity Year equal to the remaining LIA Amount. If you have not begun taking Lifetime Withdrawals and your Account Value is reduced to zero as a result of the fee we assess for Highest Daily Lifetime 7 Plus with LIA, we will calculate the Annual Income Amount and any LIA amount if you are eligible, as if you made your first Lifetime Withdrawal on the date the Account Value was reduced to zero and Lifetime Withdrawals will begin on the next Annuity Anniversary. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in these scenarios, the remaining LIA Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the LIA Amount as described in this section. We will make payments until the death of the single designated life. Should the designated life no longer qualify for the LIA amount (as described under “Eligibility Requirements for LIA Amount” above), the Annual Income Amount would continue to be available. Subsequent eligibility for the LIA Amount would require the completion of the 120 day elimination period as well as meeting the LIA conditions listed above under “Eligibility Requirements for LIA Amount”. To the extent that cumulative withdrawals in the current Annuity Year that reduce your Account Value to zero are more than the LIA Amount (except in the case of required minimum distributions), Highest Daily Lifetime 7 Plus with LIA terminates, and no additional payments are permitted.

Annuity Options. In addition to the Highest Daily Lifetime 7 Plus Annuity Options described above, after the Tenth Anniversary you may also request that we make annuity payments each year equal to the Annual Income Amount. In any year that you are eligible for the LIA Amount, we make annuity payments equal to the LIA Amount. If you would receive a greater payment by applying your Account Value to receive payments for life under your Annuity, we will pay the greater amount. Annuitization prior to the Tenth Anniversary will forfeit any present or future LIA amounts. We will continue to make payments until the death of the Designated Life. If this option is elected, the Annual Income Amount and LIA Amount will not increase after annuity payments have begun.

If you elected Highest Daily Lifetime 7 Plus with LIA, and never meet the eligibility requirements you will not receive any additional payments based on the LIA Amount.

SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT (SHD7 Plus)

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime 7 Plus benefit.

Spousal Highest Daily Lifetime 7 Plus is the spousal version of Highest Daily Lifetime 7 Plus. If you elected Spousal Highest Daily Lifetime 7 Plus and subsequently terminate the benefit, you may elect another available living benefit, subject to our current rules. See “Termination of Existing Benefits and Election New Benefits”. Please note that if you terminate Spousal Highest Daily Lifetime 7 Plus and elect another benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. Spousal Highest Daily Lifetime 7 Plus could have been elected based on two Designated Lives, as described below. The youngest Designated Life must have been at least 50 years old and the oldest Designated Life must have been at least 55 years old when the benefit was elected. Spousal Highest Daily Lifetime 7 Plus is not available if you elected any other optional benefit. As long as your Spousal Highest Daily Lifetime 7 Plus Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of permitted investment options, see the “Investment Options” section in this prospectus.

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We previously offered a benefit that guarantees until the later death of two natural persons who are each other’s spouses at the time of election of the benefit and at the first death of one of them (the “Designated Lives”, and each, a “Designated Life”) the ability to withdraw an annual amount (the “Annual Income Amount”) equal to a percentage of an initial principal value (the “Protected Withdrawal Value”) regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the lives of the Designated Lives (“Lifetime Withdrawals”) provided you have not made “excess withdrawals” that have resulted in your Account Value being reduced to zero. We also permit a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Highest Daily Lifetime 7 Plus benefit after the death of the first spouse. You are not required to make withdrawals as part of the benefit—the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Spousal Highest Daily Lifetime 7 Plus. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Account Value falls to zero, if you take an excess withdrawal that brings your Account Value to zero, it is possible that your Annual Income Amount could also fall to zero. In that scenario, no further amount would be payable under Spousal Highest Daily Lifetime 7 Plus.

Key Feature – Protected Withdrawal Value

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the “Periodic Value” described in the next paragraph.

The “Periodic Value” initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the “Current Valuation Day”), the Periodic Value is equal to the greater of:

(1)	the Periodic Value for the immediately preceding business day (the “Prior Valuation Day”) appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and
(2)	the Account Value.

If you have not made a Lifetime Withdrawal on or before the 10th, 20th, or 25th Anniversary of the effective date of the benefit, your Periodic Value on the 10th, 20th, or 25th Anniversary of the benefit effective date is equal to the greater of:

(1)	the Periodic Value described above or,
(2)	the sum of (a), (b) and (c) (proportionally reduced for any Non-Lifetime Withdrawal):

(a)	200% (on the 10 th anniversary), 400% (on the 20th anniversary) or 600% (on the 25th anniversary) of the Account Value on the effective date of the benefit;
(b)	200% (on the 10th anniversary), 400% (on the 20th anniversary) or 600% (on the 25th anniversary) of all adjusted purchase payments made within one year following the effective date of the benefit; and
(c)	All adjusted purchase payments made after one year following the effective date of the benefit.

If you elect Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option (“BIO”) (see below), we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary of the effective date of the benefit (“Tenth Anniversary”). This means that under the Spousal Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20th and 25th Anniversary of the Benefit Effective Date.

On and after the date of your first Lifetime Withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent purchase payments, is reduced by withdrawals, including your first Lifetime Withdrawal (as described below), and may be increased if you qualify for a step-up (as described below).

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Return of Principal Guarantee

If you have not made a Lifetime Withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

a)	your Account Value on the day that you elected Spousal Highest Daily Lifetime 7 Plus proportionally reduced for any Non-Lifetime Withdrawal; and
b)	the sum of each Purchase Payment proportionally reduced for any subsequent Non-Lifetime Withdrawal (including the amount of any associated Credits) you made during the one-year period after you elected the benefit.

If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the AST Investment Grade Bond Sub-account used with this benefit), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. Because the amount is added to your Account Value, it will also be subject to each charge under your Annuity based on Account Value. This potential addition to Account Value is available only if you have elected Spousal Highest Daily Lifetime 7 Plus and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal, including a required minimum distribution, (other than a Non-Lifetime Withdrawal) prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee. The Return of Principal Guarantee is referred to as the Guaranteed Minimum Account Value Credit in the benefit rider.

Key Feature – Annual Income Amount under the Spousal Highest Daily Lifetime 7 Plus Benefit

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the youngest Designated Life on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 50 – less than 59 1/2, 5% for ages 59 1/2 – 79, 6% for ages 80 to 84, 7% for ages 85 to 89, and 8% for ages 90 and older. We use the age of the youngest Designated Life even if that Designated Life is no longer a participant under the Annuity due to death or divorce.

Under the Spousal Highest Daily Lifetime 7 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount for any Annuity Year (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions are based on the actual amount of the withdrawal, including any CDSC that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.

You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.

Any Purchase Payment that you make subsequent to the election of Spousal Highest Daily Lifetime 7 Plus will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credit) based on the age of the younger Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 50 – less than 59 1/2, 5% for ages 59 1/2 – 79, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older), and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credit).

If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime 7 Plus benefit.

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Highest Daily Auto Step-Up

An automatic step-up feature (“Highest Daily Auto Step-Up”) is part of this benefit. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Step-Up starts with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the youngest Designated Life on the Annuity Anniversary as of which the step-up would occur. The percentages are 4% for ages 50 – less than 59 1/2, 5% for ages 59 1/2 – 79, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary by performing a similar examination of the Account Values that occurred on Valuation Days during the year. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime 7 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime 7 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

If you establish a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.

The Spousal Highest Daily Lifetime 7 Plus benefit does not affect your ability to make withdrawals under your Annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime 7 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.

Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime 7 Plus benefit or any other fees and charges. Assume the following for all three examples:

■	The Issue Date is December 1, 2008
■	The Spousal Highest Daily Lifetime 7 Plus benefit is elected on March 5, 2009
■	The younger Designated Life was 70 years old when he/she elected the Spousal Highest Daily Lifetime 7 Plus benefit.

Example of dollar-for-dollar reductions

On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the youngest designated life is between the ages of 59  1/2 and 79 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

Example of proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 – reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

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Here is the calculation:

Account Value before Lifetime Withdrawal	$118,000.00
Less amount of “non” excess withdrawal	$3,500.00
Account Value immediately before excess withdrawal of $1,500	$114,500.00
Excess withdrawal amount	$1,500.00
Divided by Account Value immediately before excess withdrawal	$114,500.00
Ratio	1.31%
Annual Income Amount	$6,000.00
Less ratio of 1.31%	$78.60
Annual Income Amount for future Annuity Years	$5,921.40

Example of highest daily auto step-up

On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the youngest Designated Life’s age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (including the amount of any associated Credits).

Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the youngest Designated Life is between 59 1/2 and 79 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments (including credits), is higher than $5921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

Date*	Account value	Highest Daily Value (adjusted with withdrawal and purchase payments)**	Adjusted Annual Income Amount (5% of the Highest Daily Value)
November 25, 2009	$119,000.00	$119,000.00	$5,950.00
November 26, 2009		Thanksgiving Day
November 27, 2009	$113,000.00	$113,986.95	$5,699.35
November 30, 2009	$113,000.00	$113,986.95	$5,699.35
December 01, 2009	$119,000.00	$119,000.00	$5,950.00

*	In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.
**	In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
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The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.

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This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.

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The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year’s Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.

Non-Lifetime Withdrawal Feature

You may take a one-time non-lifetime withdrawal (“Non-Lifetime Withdrawal”) under Spousal Highest Daily Lifetime 7 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity’s Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see “Access to Account Value – Can I Surrender My Annuity for Its Value?”). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Spousal Highest Daily Lifetime 7 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Spousal Highest Daily Lifetime 7 Plus benefit. If you don’t elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.

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The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value and the Return of Principal guarantee. It will also proportionally reduce the Periodic Value guarantees on the tenth, twentieth and twenty-fifth anniversaries of the benefit effective date (see description in “Key Feature – Protected Withdrawal Value,” above). It will reduce all three by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the time of the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.

Example – Non-Lifetime Withdrawal (proportional reduction)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

Assume the following:

■	The Issue Date is December 1, 2008
■	The Spousal Highest Daily Lifetime 7 Plus benefit is elected on March 5, 2009
■	The Account Value at benefit election was $105,000
■	The younger Designated Life was 70 years old when he/she elected the Spousal Highest Daily Lifetime 7 Plus benefit.
■	No previous withdrawals have been taken under the Spousal Highest Daily Lifetime 7 Plus benefit.

On May 2, 2009, the Protected Withdrawal Value is $125,000, the 10th benefit year minimum Periodic Value guarantee is $210,000, the 10th benefit year Return of Principal guarantee is $105,000, the 20th benefit year minimum Periodic Value guarantee is $420,000, the 25th benefit year minimum Periodic Value guarantee is $630,000 and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on May 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Spousal Highest Daily Lifetime 7 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

Here is the calculation:

Withdrawal Amount divided by	$15,000
Account Value before withdrawal	$120,000
Equals ratio	12.5%
All guarantees will be reduced by the above ratio (12.5%)
Protected Withdrawal Value	$109,375
10th benefit year Return of Principal	$91,875
10th benefit year Minimum Periodic Value	$183,750
20th benefit year Minimum Periodic Value	$367,500
25th benefit year Minimum Periodic Value	$551,250

Required Minimum Distributions

Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Any withdrawal you take that exceeds the Annual Income Amount in Annuity Years that your required minimum distribution amount is not greater than the Annual Income Amount will be treated as an Excess Withdrawal under the benefit. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered an excess withdrawal. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar for dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as an excess withdrawal.

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Example – required minimum distributions

The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.

Annual Income Amount = $5,000

Remaining Annual Income Amount = $3,000

Required Minimum Distribution = $6,000

The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000. ($3,000 + ($6,000 – $5,000) = $4,000).

If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all guarantees associated with the Spousal Highest Daily Lifetime 7 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000) without being treated as an Excess Withdrawal is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.

Benefits Under Spousal Highest Daily Lifetime 7 Plus

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To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are equal to or less than the Annual Income Amount or as a result of the fee that we assess for Spousal Highest Daily Lifetime 7 Plus, and amounts are still payable under Spousal Highest Daily Lifetime 7 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. If you have not begun taking Lifetime Withdrawals and your Account Value is reduced to zero as a result of the fee we assess for Spousal Highest Daily Lifetime 7 Plus, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the Account Value was reduced to zero and Lifetime Withdrawals will begin on the next Annuity Anniversary. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in these scenarios, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Highest Daily Lifetime 7 Plus benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution under the Annuity the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the second Designated Life provided the Designated lives were spouses at the death of the first Designated Life.

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If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any Annuity option available; or
(2)	request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. If, due to death of a Designated Life or divorce prior to annuitization, only a single Designated Life remains, then Annuity payments will be made as a life annuity for the lifetime of the Designated Life. We must receive your request in a form acceptable to us at our office.

In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

(1)	the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and
(2)	the Account Value.

■	If no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.
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Please note that payments that we make under this benefit after the Annuity Anniversary coinciding with or next following the older of the owner or Annuitant’s 95th birthday will be treated as annuity payments.

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Other Important Considerations

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Withdrawals under the Spousal Highest Daily Lifetime 7 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount.

■	Withdrawals made while the Spousal Highest Daily Lifetime 7 Plus benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity.
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You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Highest Daily Lifetime 7 Plus benefit. The Spousal Highest Daily Lifetime 7 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to program rules regarding the timing and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

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You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

■	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.
■	Upon inception of the benefit, and to maintain the benefit, 100% of your Account Value must have been allocated to the Permitted Sub-accounts.
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You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (as described below) if you elect this benefit. A summary description of the AST Investment Grade Bond Portfolio appears in the prospectus section entitled “What Are The Investment Objectives and Policies of The Portfolios?”. You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

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You can make withdrawals from your Annuity without purchasing the Spousal Highest Daily Lifetime 7 Plus benefit. The Spousal Highest Daily Lifetime 7 Plus benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

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Transfers to and from the elected Sub-accounts and the AST Investment Grade Bond Portfolio Sub-account triggered by the Spousal Highest Daily Lifetime 7 Plus pre-determined mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

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You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Highest Daily Lifetime 7 Plus benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfer of Account Value and allocation of additional purchase payments may be subject to new investment limitations.

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The maximum fee for Spousal Highest Daily Lifetime 7 Plus is 1.50% annually of the greater of Account Value and the Protected Withdrawal Value. The current fee for Spousal Highest Daily Lifetime 7 Plus is 0.90% annually of the greater of Account Value and the Protected Withdrawal Value. We deduct this fee on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.225% of the greater of the prior day’s Account Value, or the prior day’s Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Sub-account, and from the DCA Fixed Rate Option (if applicable). Since this fee is based on the greater of the Account Value and the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime 7 Plus may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the Account Value, we will reduce the Account Value to zero, and continue the benefit as described above. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

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The Basic Death Benefit will terminate if withdrawals taken under Spousal Highest Daily Lifetime 7 Plus cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under Spousal Highest Daily Lifetime 7 Plus cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

Election of and Designations under the Benefit

We no longer permit new elections of Spousal Highest Daily Lifetime 7 Plus. Spousal Highest Daily Lifetime 7 Plus could only be elected based on two Designated Lives. Designated Lives must be natural persons who are each other’s spouses at the time of election of the benefit and at the death of the first of the Designated Lives to die. Spousal Highest Daily Lifetime 7 Plus only could be elected where the Owner, Annuitant, and Beneficiary designations are as follows:

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One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner’s spouse. The youngest Owner/Annuitant and the beneficiary must be at least 50 years old and the oldest must be at least 55 years old at the time of election; or

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Co-Annuity Owners, where the Owners are each other’s spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. The youngest Owner must be at least 50 years old and the oldest owner must be at least 55 years old at the time of election; or

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One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) (“Custodial Account”), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. The youngest of the Annuitant and the Contingent Annuitant must be at least 50 years old and the oldest must be at least 55 years old at the time of election.

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We do not permit a change of Owner under this benefit, except as follows: (a) if one Owner dies and the surviving spousal Owner assumes the Annuity, or (b) if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary designations under this benefit. If the Designated Lives divorce, however, the Spousal Highest Daily Lifetime 7 Plus benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new Designated Life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

Spousal Highest Daily Lifetime 7 Plus could have been elected at the time that you purchase your Annuity or after the Issue Date, subject to our eligibility rules and restrictions. See “Termination of Existing Benefits and Election of New Benefits” below for information pertaining to elections, termination and re-election of benefits. Please note that if you terminate a living benefit and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. We reserve the right to waive, change and/or further limit the election frequency in the future.

Termination of the Benefit

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates: (i) if upon the death of the first Designated Life, the surviving Designated Life opts to take the death benefit under the Annuity (thus, the benefit does not terminate solely because of the death of the first Designated Life), (ii) upon the death of the second Designated Life, (iii) upon your termination of the benefit, (iv) upon your surrender of the Annuity, (v) upon your election to begin receiving annuity payments (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount), (vi) if both the Account Value and Annual Income Amount equal zero, or (vii) if you cease to meet our requirements as described in “Election of and Designations under the Benefit”.

Upon termination of Spousal Highest Daily Lifetime 7 Plus other than upon death of a Designated Life, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account (as defined below) to your variable investment options based on your existing allocation instructions or (in the absence of such instruction) pro rata (i.e. in the same proportion as the current balances in your variable investment options).

How Spousal Highest Daily Lifetime 7 Plus Transfers Account Value between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account

See “How Highest Daily Lifetime 7 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account” in this Prospectus for information regarding this component of the benefit.

Additional Tax Considerations

If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts. Please note that any withdrawal (except the Non-Lifetime Withdrawal) you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under “Key Feature – Protected Withdrawal Value”.

As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Spousal Highest Daily Lifetime 7 Plus through a non-qualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note all Non-lifetime Withdrawal provisions will apply.

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Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income OptionSM

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option.

We previously offered an optional death benefit feature under Spousal Highest Daily Lifetime 7 Plus, the amount of which is linked to your Annual Income Amount. We refer to this optional death benefit as the Beneficiary Income Option or BIO. Spousal Highest Daily Lifetime 7 Plus is no longer available for new elections. You may choose Spousal Highest Daily Lifetime 7 Plus with or without also selecting the Beneficiary Income Option death benefit. However, you could not elect the Beneficiary Income Option without Spousal Highest Daily Lifetime 7 Plus and you could elect the Beneficiary Income Option death benefit at the time you elect Spousal Highest Daily Lifetime 7 Plus. Please note that if you terminate Spousal Highest Daily Lifetime 7 Plus with BIO and elect any available living benefit you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. As long as your Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit.

If you elected the Beneficiary Income Option death benefit, you could not elect any other optional benefit. You could elect the Beneficiary Income Option death benefit so long as each Designated Life is no older than age 75 at the time of election and the Spousal Highest Daily Lifetime 7 Plus age requirements are met. This death benefit is not transferable in the event of a divorce, nor may the benefit be split in accordance with any divorce proceedings or similar instrument of separation. If you choose the Spousal Highest Daily Lifetime 7 Plus with BIO, the maximum charge is 2.00% of the greater of Account Value and the Protected Withdrawal Value (“PWV”) annually. The current charge is 1.10% annually of the greater of Account Value and the PWV. We deduct this charge on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.275% of the greater of the prior day’s Account Value or the prior day’s Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts, including the AST Investment Grade Bond Sub-account, and from the DCA Fixed Rate Option (if applicable). Because the fee for this benefit is based on the greater of the Account Value or the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime 7 Plus with the Beneficiary Income Option may be greater than it would have been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described below.

For purposes of this optional death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Spousal Highest Daily Lifetime 7 Plus itself. However, we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary Date. This means that under the Spousal Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20th and 25th Anniversary of the Benefit Effective Date. Upon the first death of a Designated Life, no amount is payable under the Beneficiary Income Option death benefit. Upon the second death of a Designated Life, we identify the following amounts: (a) the amount of the basic death benefit under the Annuity, (b) the Protected Withdrawal Value (less any credits associated with purchase payments applied within 12 months prior to the date of death), and (c) the Annual Income Amount. If there were no Lifetime Withdrawals prior to the date of death of the second Designated Life, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death of the second Designated Life, and we calculate the Annual Income Amount as if there were a Lifetime Withdrawal on the date of death of the second Designated Life. If there were Lifetime Withdrawals prior to the date of death of the second Designated Life, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.

If there is one beneficiary, he/she must choose to receive either the basic death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of annual payments of the Annual Income Amount – such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Thus, each beneficiary can choose to take his/her portion of either (a) the basic Death Benefit, or (b) the Beneficiary Income Option death benefit. If chosen, for qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than December 31st of the year following the annuity owner’s date of death. For non-qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than one year after the owner’s date of death. In order to receive the Beneficiary Income Option Death Benefit, each beneficiary’s share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary’s death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.

Here is an example to illustrate how the death benefit may be paid:

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Assume that (i) the basic death benefit is $50,000, the Protected Withdrawal Value is $100,000, and the Annual Income Amount is $5,000; (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.

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Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value). The pro-rated portion of the Annual Income Amount equal to $3,750 (i.e., the first beneficiary’s 75% share multiplied by $5,000) is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary’s 75% share of the $100,000 Protected Withdrawal Value). The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).

If you elect to terminate Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option, both Spousal Highest Daily Lifetime 7 Plus and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the “Election of and Designations under the Benefit” section.

HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT (HD 6 Plus)

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime 7 Plus benefit.

We offer a benefit that guarantees until the death of the single designated life (the Annuitant) the ability to withdraw an annual amount (the “Annual Income Amount”) equal to a percentage of an initial value (the “Protected Withdrawal Value”) regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life (“Lifetime Withdrawals”), provided that you have not made withdrawals of excess income that have resulted in your Account Value being reduced to zero. We also permit you to make a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. Highest Daily Lifetime 6 Plus may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to take withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Highest Daily Lifetime 6 Plus is the mathematical formula we employ that may periodically transfer your Account Value to and from the AST Investment Grade Bond Sub-account. See the section below entitled “How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account.” Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

The income benefit under Highest Daily Lifetime 6 Plus currently is based on a single “designated life” who is at least 45 years old on the date that the benefit is acquired. The Highest Daily Lifetime 6 Plus Benefit is not available if you elect any other optional living benefit or the Highest Daily Value death benefit. As long as your Highest Daily Lifetime 6 Plus Benefit is in effect, you must allocate your Account Value in accordance with the permitted Sub-accounts and other investment option(s) available with this benefit. For a more detailed description of the permitted investment options, see the “Investment Options” section.

Highest Daily Lifetime 6 Plus also provides for a Death Benefit generally equal to three times your Annual Income Amount. The Death Benefit is not payable if your Account Value is reduced to zero as a result of withdrawals or if annuity payments are being made at the time of the decedent’s death. See Death Benefit Component of Highest Daily Lifetime 6 Plus, below.

Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Account Value falls to zero, if you take withdrawals of excess income that bring your Account Value to zero, your Annual Income Amount would also fall to zero, and the benefit would terminate. In that scenario, no further amount, including the Death Benefit described below, would be payable under the Highest Daily Lifetime 6 Plus benefit.

Currently, if you elect Highest Daily Lifetime 6 Plus and subsequently terminate the benefit, you may elect another living benefit, subject to our current rules. See “Election of and Designations under the Benefit” below and “Termination of Existing Benefits and Election of New Benefits” for details. Please note that if you terminate Highest Daily Lifetime 6 Plus and elect another living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active.

Key Feature – Protected Withdrawal Value

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter, until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the “Periodic Value” described in the next paragraphs.

The “Periodic Value” initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first

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Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the “Current Valuation Day”), the Periodic Value is equal to the greater of:

(1)	the Periodic Value for the immediately preceding business day (the “Prior Valuation Day”) appreciated at the daily equivalent of 6% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any purchase payment (including any associated purchase Credits) made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and
(2)	the Account Value on the current Valuation Day.

If you have not made a Lifetime Withdrawal on or before the 10th or 20th Anniversary of the effective date of the benefit, your Periodic Value on the 10th or 20th Anniversary of the benefit effective date is equal to the greater of:

(1)	the Periodic Value described above or,
(2)	the sum of (a), (b) and (c) below (proportionally reduced for any Non-Lifetime Withdrawals):

(a)	200% (on the 10th anniversary) or 400% (on the 20th anniversary) of the Account Value on the effective date of the benefit including any purchase payments (including any associated purchase Credits) made on that day;
(b)	200% (on the 10th anniversary) or 400% (on the 20th anniversary) of all purchase payments (including any associated purchase Credits) made within one year following the effective date of the benefit; and
(c)	all purchase payments (including any associated purchase Credits) made after one year following the effective date of the benefit.

Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Account Value upon any step-up, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals (see below).

Key Feature – Annual Income Amount under the Highest Daily Lifetime 6 Plus Benefit

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the Annuitant on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 45 – less than 59 1/2; 5% for ages 59 1/2-79, and 6% for ages 80 or older. Under the Highest Daily Lifetime 6 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). If you take withdrawals of Excess Income, only the portion of the Lifetime Withdrawal that exceeds the remaining Annual Income Amount will proportionally reduce your Protected Withdrawal Value and Annual Income Amount in future years. Reductions are based on the actual amount of the withdrawal, including any Contingent Deferred Sales Charge (CDSC) that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.

You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.

Any purchase payment that you make subsequent to the election of Highest Daily Lifetime 6 Plus and subsequent to the first Lifetime Withdrawal will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the purchase payment (including any associated purchase Credits) based on the age of the Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 45 – less than 59 1/2; 5% for ages 59 1/2-79 and 6% for ages 80 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including any associated purchase Credits).

If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state

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law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, Highest Daily Lifetime 6 Plus is no longer available for new elections and we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 6 Plus benefit.

Highest Daily Auto Step-Up

An automatic step-up feature (“Highest Daily Auto Step-Up”) is part of Highest Daily Lifetime 6 Plus. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Auto Step-Up starts with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are: 4% for ages 45 – less than 59 1/2; 5% for ages 59 1/2-79, and 6% for ages 80 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. All daily valuations and annual step-ups will only occur on a Valuation Day. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime 6 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime 6 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

If you are engaged in a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.

The Highest Daily Lifetime 6 Plus benefit does not affect your ability to take withdrawals under your Annuity, or limit your ability to take withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime 6 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years.

Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime 6 Plus benefit or any other fees and charges under the Annuity. Assume the following for all three examples:

■	The Issue Date is December 1, 2008
■	The Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009
■	The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime 6 Plus benefit.

Example of dollar-for-dollar reductions

On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the designated life is between the ages of 59 1/2 and 79 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

Example of proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 – reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

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Here is the calculation:

Account Value before Lifetime Withdrawal	$118,000.00
Less amount of “non” excess withdrawal	$3,500.00
Account Value immediately before excess withdrawal of $1,500	$114,500.00
Excess withdrawal amount	$1,500.00
Divided by Account Value immediately before excess withdrawal	$114,500.00
Ratio	1.31%
Annual Income Amount	$6,000.00
Less ratio of 1.31%	$78.60
Annual Income Amount for future Annuity Years	$5,921.40

Example of Highest Daily Auto Step-Up

On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant's age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (including any associated purchase Credits).

Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the designated life is between 59 1/2 and 79 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments (including any associated purchase Credits), is higher than $5,921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

Date*	Account value	Highest Daily Value (adjusted with withdrawal and Purchase Payments)**	Adjusted Annual Income Amount (5% of the Highest Daily Value)
November 25, 2009	$119,000.00	$119,000.00	$5,950.00
November 26, 2009		Thanksgiving Day
November 27, 2009	$113,000.00	$113,986.95	$5,699.35
November 30, 2009	$113,000.00	$113,986.95	$5,699.35
December 01, 2009	$119,000.00	$119,000.00	$5,950.00

*	In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.
**	In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
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The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.

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This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.

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The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year's Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.

Non-Lifetime Withdrawal Feature

You may take a one-time non-lifetime withdrawal (“Non-Lifetime Withdrawal”) under Highest Daily Lifetime 6 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity’s Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see “Access to Account Value – Can I Surrender My Annuity for Its Value?”). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Highest Daily Lifetime 6 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Highest Daily Lifetime 6 Plus benefit. If you don’t elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect to take the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.

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The Non-Lifetime Withdrawal will proportionally reduce: the Protected Withdrawal Value; the Periodic Value guarantees on the tenth and twentieth anniversaries of the benefit effective date (described above); and the Death Benefit (described below). It will reduce all three by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.

Example – Non-Lifetime Withdrawal (proportional reduction)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

Assume the following:

■	The Issue Date is December 1, 2008
■	The Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009
■	The Account Value at benefit election was $105,000
■	The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime 6 Plus benefit
■	No previous withdrawals have been taken under the Highest Daily Lifetime 6 Plus benefit

On October 2, 2009, the Protected Withdrawal Value is $125,000, the 10th benefit year minimum Periodic Value guarantee is $210,000, and the 20th benefit year minimum Periodic Value guarantee is $420,000, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on October 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Highest Daily Lifetime 6 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

Here is the calculation:

Withdrawal amount divided by	$15,000
Account Value before withdrawal	$120,000
Equals ratio	12.5%
All guarantees will be reduced by the above ratio (12.5%)
Protected Withdrawal Value	$109,375
10th benefit year Minimum Periodic Value	$183,750
20th benefit year Minimum Periodic Value	$367,500

Required Minimum Distributions

Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Unless designated as a Non-Lifetime Withdrawal, required minimum distributions are considered Lifetime Withdrawals. If you take a withdrawal in an Annuity Year in which your required minimum distribution for that year is not greater than the Annual Income Amount, and the amount of the withdrawal exceeds the Annual Income Amount for that year, we will treat the withdrawal as a withdrawal of Excess Income. Such a withdrawal of Excess Income will reduce the Annual Income Amount available in future years. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered a withdrawal of Excess Income. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar by dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as a withdrawal of Excess Income.

In any year in which the requirement to take required minimum distributions is suspended by law, we reserve the right, in our sole discretion and regardless of any position taken on this issue in a prior year, to treat any amount that would have been considered as a required minimum distribution if not for the suspension as eligible for treatment as described herein.

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Example – Required Minimum Distributions

The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.

Annual Income Amount = $5,000

Remaining Annual Income Amount = $3,000

Required Minimum Distribution = $6,000

The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000: ($3,000 + ($6,000 – $5,000) = $4,000).

If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all of the guarantees associated with the Highest Daily Lifetime 6 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you stop taking withdrawals in the current Annuity Year and choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000), without being treated as a withdrawal of Excess Income is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.

Death Benefit Component of Highest Daily Lifetime 6 Plus

If you elect Highest Daily Lifetime 6 Plus, we include a death benefit (Death Benefit), at no additional cost that is linked to the Annual Income Amount under the benefit. If a death benefit is triggered and you currently own Highest Daily Lifetime 6 Plus, then your Death Benefit will be equal to the greatest of:

■	the basic death benefit under the Annuity; and
■	the amount of any optional death benefit you may have elected and remains in effect; and
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(a) if no Lifetime Withdrawal had been taken prior to death, 300% of the Annual Income Amount that would have been determined on the date of death if a Lifetime Withdrawal had occurred on that date, or (b) if a Lifetime Withdrawal had been taken prior to death, 300% of the Annual Income Amount as of our receipt of due proof of death. Under this component of the Death Benefit, we will not recapture the amount of any purchase Credit applied to an Annuity granted within 12 months prior to death.

Please note that the Death Benefit under Highest Daily Lifetime 6 Plus is not payable if your Account Value is reduced to zero as a result of withdrawals or if annuity payments are being made at the time of the decedent's death. This Death Benefit may not be available in all States.

Benefits Under Highest Daily Lifetime 6 Plus

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To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Highest Daily Lifetime 6 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. If this occurs, you will not be permitted to make additional purchase payments to your Annuity. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Highest Daily Lifetime 6 Plus benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution (as described above) under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the designated life. Please note if your Account Value is reduced to zero as result of withdrawals, the Death Benefit (described above under “Death Benefit Component of Highest Daily Lifetime 6 Plus”) will also be reduced to zero and the Death Benefit will not be payable.

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Please note that if your Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the first day of the calendar month coinciding with or next following the annuitant's 95th birthday will be treated as annuity payments.

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If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any annuity option available; or
(2)	request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. If this option is elected, the Annual Income Amount will not increase after annuity payments have begun. We will make payments until the death of the single designated life. We must receive your request in a form acceptable to us at our office.

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In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

(1)	the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and
(2)	the Account Value.

If no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.

Please note that a Death Benefit (as described above) is not payable if annuity payments are being made at the time of the decedent's death.

Other Important Considerations

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Withdrawals under the Highest Daily Lifetime 6 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount. If you have an active Systematic Withdrawal program running at the time you elect this benefit, the first Systematic Withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal.

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Withdrawals made while the Highest Daily Lifetime 6 Plus Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro-rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account).

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You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime 6 Plus benefit. The Highest Daily Lifetime 6 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to our rules regarding time and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of withdrawals.

■	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.
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You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears within the prospectus section entitled “What Are The Investment Objectives and Policies of The Portfolios?”. You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

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Transfers to and from the Sub-accounts and the AST Investment Grade Bond Sub-account triggered by the Highest Daily Lifetime 6 Plus mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

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You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

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Upon inception of the benefit and to maintain the benefit, 100% of your Account Value must be allocated to the Permitted Sub-accounts. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, the new requirements will apply only to new elections of the benefit, and we will not compel you to reallocate your Account Value in accordance with our newly adopted requirements. However, you may be required to reallocate due to the merger of a Portfolio or the closing of a Portfolio. At the time of any change in requirements, and as applicable only to new elections of the benefit, transfer of Account Value and allocation of additional purchase payments may be subject to new investment limitations.

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If you elect this benefit and in connection with that election, you are required to reallocate to different Sub-accounts, then on the Valuation Day we receive your request in good order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in the Sub-accounts that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

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The Basic Death Benefit will terminate if withdrawals taken under Highest Daily Lifetime 6 Plus cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under Highest Daily Lifetime 6 Plus cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

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The maximum charge for Highest Daily Lifetime 6 Plus is 1.50% annually of the greater of the Account Value and Protected Withdrawal Value. The current charge is 0.85% annually of the greater of the Account Value and Protected Withdrawal Value. We deduct this charge on quarterly anniversaries of the benefit effective date. Thus, we deduct, on a quarterly basis 0.2125% of the greater of the prior Valuation Day's Account Value and the prior Valuation Day’s Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account. Since this fee is based on the greater of the Account Value and Protected Withdrawal Value, the fee for Highest Daily Lifetime 6 Plus may be greater

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than it would have been, had it been based on the Account Value alone. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments. The following example is hypothetical and is for illustrative purposes only.

Assuming a benefit effective date of September 1, 2009 (which means that quarterly benefit anniversaries are: December 1, March 1, June 1, and September 1). Assume the Protected Withdrawal Value as of November 30, 2009 (prior Valuation Day's Protected Withdrawal Value) = $200,000.00 and the Account Value as of November 30, 2009 (prior Valuation Day's Account Value) = $195,000.00. The first benefit charge date would be December 1, 2009 and the benefit charge amount would be $425.00 ($200,000 × ..2125%).

If the deduction of the charge would result in the Account Value falling below the lesser of $500 or 5% of the sum of the Account Value on the effective date of the benefit plus all purchase payments made subsequent thereto (and any associated purchase Credits) (we refer to this as the “Account Value Floor”), we will only deduct that portion of the charge that would not cause the Account Value to fall below the Account Value Floor. If the entire Account Value is less than the Account Value Floor when we would deduct a charge for the benefit, then no charge will be assessed for that benefit quarter. If a charge for the Highest Daily Lifetime 6 Plus benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Account Value to zero, withdrawals may reduce the Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit and the Death Benefit (described above) will not be payable.

Election of and Designations under the Benefit

For Highest Daily Lifetime 6 Plus, there must be either a single Owner who is the same as the Annuitant, or if the Annuity is entity owned, there must be a single natural person Annuitant. In either case, the Annuitant must be at least 45 years old.

Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime 6 Plus. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime 6 Plus, except if (a) the new Owner has the same taxpayer identification number as the previous owner, (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or (c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines.

Highest Daily Lifetime 6 Plus can be elected at the time that you purchase your Annuity or after the Issue Date, subject to availability, and our eligibility rules and restrictions. If you elect Highest Daily Lifetime 6 Plus and terminate it, you can re-elect it or elect any other living benefit, subject to our current rules and availability. Additionally, if you currently own an Annuity with a living benefit that is terminable, you may terminate your existing benefit rider and elect any available benefits subject to our current rules. See “Termination of Existing Benefits and Election of New Benefits” in the prospectus for information pertaining to elections, termination and re-election of benefits. Please note that if you terminate a living benefit and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. You and your Financial Professional should carefully consider whether terminating your existing benefit and electing a new benefit is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future.

Termination of the Benefit

You may terminate Highest Daily Lifetime 6 Plus at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates: (i) upon your termination of the benefit, (ii) upon your surrender of the Annuity, (iii) upon your election to begin receiving annuity payments (although if you have elected to receive the Annual Income Amount in the form of annuity payments, we will continue to pay the Annual Income Amount), (iv) upon our receipt of due proof of the death of the Annuitant (except insofar as paying the Death Benefit associated with this benefit), (v) if both the Account Value and Annual Income Amount equal zero, or (vi) if you cease to meet our requirements as described in “Election of and Designations under the Benefit” above.

Upon termination of Highest Daily Lifetime 6 Plus other than upon the death of the Annuitant or annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. This final charge will be deducted even if it results in the Account Value falling below the Account Value Floor. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts, and (ii) unless you are participating in an asset allocation program or Automatic Rebalancing Program for which we are providing administrative support, transfer all amounts held in the AST Investment Grade Bond Sub-account to your variable investment options, pro rata (i.e. in the same proportion as the current balances in your variable investment options). If, prior to the transfer from the AST Investment Grade Bond Sub-account, the Account Value in the variable investment options is zero, we will transfer such amounts according to your most recent allocation instructions.

If a surviving spouse elects to continue the Annuity, the Highest Daily Lifetime 6 Plus benefit terminates. The spouse may elect the benefit subject to the restrictions discussed above.

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How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account

As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you elect Highest Daily Lifetime 6 Plus. For purposes of this benefit, we refer to those permitted investment options as the “Permitted Sub-accounts”. Because these restrictions and the use of the predetermined mathematical formula lessen the risk that your Account Value will be reduced to zero while you are still alive, they also reduce the likelihood that we will make any lifetime income payments under this benefit. They may also limit your upside potential for growth.

An integral part of Highest Daily Lifetime 6 Plus (including Highest Daily Lifetime 6 Plus with LIA and Spousal Highest Daily Lifetime 6 Plus) is the predetermined mathematical formula used to transfer Account Value between the Permitted Sub-accounts and the Bond Sub-account. This predetermined mathematical formula (“formula”) runs each Valuation Day that the benefit is in effect on your Annuity and, as a result, transfers of Account Value between the Permitted Sub-accounts and the Bond Sub-account can occur on any Valuation Day subject to the conditions described below. Only the predetermined mathematical formula can transfer Account Value to and from the Bond Sub-account, and thus you may not allocate Purchase Payments to or make transfers to or from the Bond Sub-account. We are not providing you with investment advice through the use of the formula. The formula by which the transfer operates is designed primarily to mitigate some of the financial risks that we incur in providing the guarantee under Highest Daily Lifetime 6 Plus. The formula is not forward looking and contains no predictive or projective component with respect to the markets, the Account Value or the Protected Withdrawal Value. The formula is described below.

Generally, the formula, which is applied each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. This amount may be different than the actual Annual Income Amount currently guaranteed under your benefit. Then it produces an estimate of the total amount targeted in the formula, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the “Target Value” or “L”. If you have already made a Lifetime Withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent Purchase Payments (including any associated Purchase Credits), and any withdrawals of Excess Income. Next, the formula subtracts from the Target Value the amount held within the Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the Bond Sub-account, is called the “Target Ratio” or “r”. If, on each of three consecutive Valuation Days, the Target Ratio is greater than 83% but less than or equal to 84.5%, the formula will, on such third Valuation Day, make a transfer from the Permitted Sub-accounts in which you are invested (subject to the 90% cap discussed below) to the Bond Sub-account. Once a transfer is made, the Target Ratio must again be greater than 83% but less than or equal to 84.5% for three consecutive Valuation Days before a subsequent transfer to the Bond Sub-account will occur. If, however, on any Valuation Day, the Target Ratio is above 84.5%, the formula will make a transfer from the Permitted Sub-accounts (subject to the 90% cap) to the Bond Sub-account (as described above). If the Target Ratio falls below 78% on any Valuation Day, then a transfer from the Bond Sub-account to the Permitted Sub-accounts will occur.

The formula will not execute a transfer to the Bond Sub-account that results in more than 90% of your Account Value being allocated to the Bond Sub-account (“90% cap”) on that Valuation Day. Thus, on any Valuation Day, if the formula would require a transfer to the Bond Sub-account that would result in more than 90% of the Account Value being allocated to the Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the Bond Sub-account will be transferred. Additionally, future transfers into the Bond Sub-account will not be made (regardless of the performance of the Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Bond Sub-account. Once this transfer occurs out of the Bond Sub-account, future amounts may be transferred to or from the Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the Bond Sub-account that results in greater than 90% of your Account Value being allocated to the Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the Bond Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the Bond Sub-account.

If you make additional Purchase Payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional Purchase Payments to the Bond Sub-account at least until there is first a transfer out of the Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional Purchase Payments you make, less than 90% of your entire Account Value is allocated to the Bond Sub-account, and the formula will still not transfer any of your Account Value to the Bond Sub-account (at least until there is first a transfer out of the Bond Sub-account). For example,

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September 4, 2012 – a transfer is made to the Bond Sub-account that results in the 90% cap being met and now $90,000 is allocated to the Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

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September 5, 2012 – you make an additional Purchase Payment of $10,000. No transfers have been made from the Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on September 4, 2012.

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On September 5, 2012 – (and at least until first a transfer is made out of the Bond Sub-account under the formula) – the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the Bond Sub-account).

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Once there is a transfer out of the Bond Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Bond Sub-account if dictated by the formula (subject to the 90% cap).

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Under the operation of the formula, the 90% cap may come into and out of effect multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the Bond Sub-account as dictated by the formula.

Under the formula, investment performance of your Account Value that is negative, flat, or even moderately positive may result in a transfer of a portion of your Account Value in the Permitted Sub-accounts to the Bond Sub-account because such investment performance will tend to increase the Target Ratio. In deciding how much to transfer, we use another formula, which essentially seeks to reallocate amounts held in the Permitted Sub-accounts and the Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. The further the Target Ratio is from 80% when a transfer is occurring under the formula, the greater the transfer amount will be. Once you elect Highest Daily Lifetime 6 Plus, the values we use to compare to the Target Ratio will be fixed. For newly-issued Annuities that elect Highest Daily Lifetime 6 Plus and existing Annuities that elect Highest Daily Lifetime 6 Plus in the future, however, we reserve the right to change such values.

Additionally, on each monthly Annuity Anniversary (if the monthly Annuity Anniversary does not fall on a Valuation Day, the next Valuation Day will be used), following all of the above described daily calculations, if there is money allocated to the Bond Sub-account, we will perform an additional monthly calculation to determine whether or not a transfer will be made from the Bond Sub-account to the Permitted Sub-accounts. This transfer will automatically occur provided that the Target Ratio, as described above, would be less than 83% after the transfer. The formula will not execute a transfer if the Target Ratio after this transfer would occur would be greater than or equal to 83%.

The amount of the transfer will be equal to the lesser of:

a)	The total value of all your Account Value in the Bond Sub-account, or
b)	An amount equal to 5% of your total Account Value.

While you are not notified when your Annuity reaches a transfer trigger under the formula, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the Bond Sub-account. Depending on the results of the calculations of the formula, we may, on any Valuation Day:

■	Not make any transfer between the Permitted Sub-accounts and the Bond Sub-account; or
■	If a portion of your Account Value was previously allocated to the Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts (as described above); or
■	Transfer a portion of your Account Value in the Permitted Sub-accounts.

Prior to the first Lifetime Withdrawal, the primary driver of transfers to the Bond Sub-account is the difference between your Account Value and your Protected Withdrawal Value. If none of your Account Value is allocated to the Bond Sub-account, then over time the formula permits an increasing difference between the Account Value and the Protected Withdrawal Value before a transfer to the Bond Sub-account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the Bond Sub-account, the smaller the difference between the Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the Bond Sub-account.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the Bond Sub-account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

■	The difference between your Account Value and your Protected Withdrawal Value;
■	The amount of time Highest Daily Lifetime 6 Plus has been in effect on your Annuity;
■	The amount allocated to and the performance of the Permitted Sub-accounts and the Bond Sub-account;
■	Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and
■	Any withdrawals you take from your Annuity (while the benefit is in effect).

At any given time, some, most or none of your Account Value will be allocated to the Bond Sub-account, as dictated by the formula.

Because the amount allocated to the Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the Bond Sub-account or to the Permitted Sub-accounts, the greater the impact performance of that Sub-account has on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the Bond Sub-account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.

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If you make additional Purchase Payments to your Annuity, they will be allocated in accordance with your Annuity. Once allocated, they will also be subject to the formula described above and therefore may be transferred to the Bond Sub-account, if dictated by the formula and subject to the 90% cap feature described above.

Any Account Value in the Bond Sub-account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the Bond Sub-account.

Additional Tax Considerations

If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts.

As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Highest Daily Lifetime 6 Plus through a non-qualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator

Effective September 14, 2012, Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is no longer available for new elections and we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator.

We offer another version of Highest Daily Lifetime 6 Plus that we call Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator (“Highest Daily Lifetime 6 Plus with LIA”). Highest Daily Lifetime 6 Plus with LIA guarantees, until the death of the single designated life, the ability to withdraw an amount equal to double the Annual Income Amount (which we refer to as the “LIA Amount”) if you meet the conditions set forth below. This version is only being offered in those jurisdictions where we have received regulatory approval and will be offered subsequently in other jurisdictions when we receive regulatory approval in those jurisdictions. Highest Daily Lifetime 6 Plus with LIA is not available in New York and certain other states/jurisdictions. You may choose Highest Daily Lifetime 6 Plus with or without also electing LIA, however you may not elect LIA without Highest Daily Lifetime 6 Plus and you must elect the LIA benefit at the time you elect Highest Daily Lifetime 6 Plus. If you elect Highest Daily Lifetime 6 Plus without LIA and would like to add the feature later, you must terminate the Highest Daily Lifetime 6 Plus benefit and elect the Highest Daily Lifetime 6 Plus with LIA (subject to availability and benefit re-election provisions). Please note that if you terminate Highest Daily Lifetime 6 Plus and elect the Highest Daily Lifetime 6 Plus with LIA you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. Highest Daily Lifetime 6 Plus with LIA is offered as an alternative to other lifetime withdrawal options. If you elect this benefit, it may not be combined with any other optional living benefit or the Plus 40 life insurance rider or the Highest Daily Value death benefit. As long as your Highest Daily Lifetime 6 Plus with LIA benefit is in effect, you must allocate your Account Value in accordance with the permitted and available investment option(s) with this benefit. The income benefit under Highest Daily Lifetime 6 Plus with LIA currently is based on a single “designated life” who is between the ages of 45 and 75 on the date that the benefit is elected and received in good order. All terms and conditions of Highest Daily Lifetime 6 Plus apply to this version of the benefit, except as described herein.

Highest Daily Lifetime 6 Plus with LIA is not long-term care insurance and should not be purchased as a substitute for long-term care insurance. The income you receive through the Lifetime Income Accelerator may be used for any purpose, and it may or may not be sufficient to address expenses you may incur for long-term care. You should seek professional advice to determine your financial needs for long-term care.

If you elect the Highest Daily Lifetime 6 Plus with LIA, the maximum charge is 2.00% annually of the greater of the Account Value and Protected Withdrawal Value. The current charge is 1.20% annually of the greater of Account Value and Protected Withdrawal Value. We deduct this charge on quarterly anniversaries of the benefit effective date. Thus, we deduct, on a quarterly basis, 0.30% of the greater of the prior Valuation Day's Account Value and the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account. Since this fee is based on the greater of the Account Value and Protected Withdrawal Value, the fee for Highest Daily Lifetime 6 Plus with LIA may be greater than it would have been, had it been based on the Account Value alone. The following example is hypothetical and is for illustrative purposes only.

Assuming a benefit effective date of September 1, 2009 (which means that quarterly benefit anniversaries are: December 1, March 1, June 1, and September 1). Assume the Protected Withdrawal Value as of November 30, 2009 (prior Valuation

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Day's Protected Withdrawal Value) = $200,000.00 and the Account Value as of November 30, 2009 (prior Valuation Day's Account Value) = $195,000.00. The first benefit charge date would be December 1, 2009 and the benefit charge amount would be $600.00 ($200,000 × .30%)

If the deduction of the charge would result in the Account Value falling below the lesser of $500 or 5% of the sum of the Account Value on the effective date of the benefit plus all purchase payments made subsequent thereto (and any associated purchase Credits) (we refer to this as the “Account Value Floor”), we will only deduct that portion of the charge that would not cause the Account Value to fall below the Account Value Floor. If the entire Account Value is less than the Account Value Floor when we would deduct a charge for the benefit, then no charge will be assessed for that benefit quarter. If a charge for the Highest Daily Lifetime 6 Plus with LIA benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Account Value to zero, withdrawals may reduce the Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit and the Death Benefit (described below) will not be payable.

If this benefit is being elected on an Annuity held as a 403(b) plan, then in addition to meeting the eligibility requirements listed below for the LIA Amount you must separately qualify for distributions from the 403(b) plan itself.

Eligibility Requirements for LIA Amount. Both a waiting period of 36 months from the benefit effective date, and an elimination period of 120 days from the date of notification that one or both of the requirements described immediately below have been met, apply before you can become eligible for the LIA Amount. The 120 day elimination period begins on the date that we receive notification from you of your eligibility for the LIA Amount. Thus, assuming the 36 month waiting period has been met and we have received the notification referenced in the immediately preceding sentence, the LIA amount would be available for withdrawal on the Valuation Day immediately after the 120th day. The waiting period and the elimination period may run concurrently. In addition to satisfying the waiting and elimination period, at least one of the following requirements (“LIA conditions”) must be met.

(1)	The designated life is confined to a qualified nursing facility. A qualified nursing facility is a facility operated pursuant to law or any state licensed facility providing medically necessary in-patient care which is prescribed by a licensed physician in writing and based on physical limitations which prohibit daily living in a non-institutional setting.
(2)	The designated life is unable to perform two or more basic abilities of caring for oneself or “activities of daily living.” We define these basic abilities as:

i.	Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.
ii.	Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.
iii.	Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower.
iv.	Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.
v.	Transferring: Moving into or out of a bed, chair or wheelchair.
vi.	Continence: Maintaining control of bowel or bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform personal hygiene (including caring for catheter or colostomy bag).

You must notify us in writing when the LIA conditions have been met. If, when we receive such notification, there are more than 120 days remaining until the end of the waiting period described above, you will not be eligible for the LIA Amount. If there are 120 days or less remaining until the end of the waiting period when we receive notification that the LIA conditions are met, we will determine eligibility for the LIA Amount through our then current administrative process, which may include, but is not limited to, documentation verifying the LIA conditions and/or an assessment by a third party of our choice. Such assessment may be in person and we will assume any costs associated with the aforementioned assessment. The designated life must be available for any assessment or reassessment pursuant to our administrative process requirements. Once eligibility is determined, the LIA Amount is equal to double the Annual Income Amount as described above under the Highest Daily Lifetime 6 Plus benefit.

Additionally, once eligibility is determined, we will reassess your eligibility on an annual basis although your LIA benefit for the year that immediately precedes our reassessment will not be affected if it is determined that you are no longer eligible. Your first reassessment may occur in the same year as your initial assessment. If we determine that you are no longer eligible to receive the LIA Amount, the Annual Income Amount would replace the LIA Amount on the next Annuity Anniversary (the “ineligibility effective date”). However, 1) if you were receiving income through a systematic withdrawal program that was based on your LIA Amount; 2) you subsequently become ineligible to receive your LIA Amount, and 3) we do not receive new withdrawal instructions from you prior to the ineligibility effective date, we will cancel such systematic withdrawal program on the ineligibility effective date. You will be notified of your subsequent ineligibility and the date systematic withdrawal payments will stop before either occur. If any existing systematic withdrawal program is canceled, you must enroll in a new systematic withdrawal program if you wish to receive income on a systematic basis. You may establish a new or make changes to any existing systematic withdrawal program at any time by contacting our Annuity Service Office. All “Excess Income” conditions described above in “Key Feature – Annual Income Amount

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under the Highest Daily Lifetime 6 Plus Benefit” would apply. There is no limit on the number of times you can become eligible for the LIA Amount, however, each time would require the completion of the 120-day elimination period, notification that the designated life meets the LIA conditions, and determination, through our then current administrative process, that you are eligible for the LIA Amount, each as described above.

LIA Amount at the first Lifetime Withdrawal. If your first Lifetime Withdrawal subsequent to election of Highest Daily Lifetime 6 Plus with LIA occurs while you are eligible for the LIA Amount, the available LIA Amount is equal to double the Annual Income Amount.

LIA Amount after the first Lifetime Withdrawal. If you become eligible for the LIA Amount after you have taken your first Lifetime Withdrawal, the available LIA amount for the current and subsequent Annuity Years is equal to double the then current Annual Income Amount, however the available LIA amount in the current Annuity Year is reduced by any Lifetime Withdrawals that have been taken in the current Annuity Year. Cumulative Lifetime Withdrawals in an Annuity Year which are less than or equal to the LIA Amount (when eligible for the LIA amount) will not reduce your LIA Amount in subsequent Annuity Years, but any such withdrawals will reduce the LIA Amount on a dollar-for-dollar basis in that Annuity Year. If you have an active Systematic Withdrawal program running at the time you elect this benefit, the first Systematic Withdrawal that processes after your election of the LIA benefit will be deemed a Lifetime Withdrawal.

Withdrawals In Excess of the LIA Amount. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the LIA Amount when you are eligible (“Excess Withdrawal”), your LIA Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the excess portion of the withdrawal to the Account Value immediately prior to the Excess Withdrawal. Reductions include the actual amount of the withdrawal, including any CDSC that may apply. Withdrawals of any amount (excluding the Non-Lifetime Withdrawal) up to and including the LIA Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Excess Withdrawals will reduce the Protected Withdrawal Value by the same ratio as the reduction to the LIA Amount. Any withdrawals that are less than or equal to the LIA Amount (when eligible) but in excess of the free withdrawal amount available under this Annuity will not incur a CDSC.

Withdrawals are not required. However, subsequent to the first Lifetime Withdrawal, the LIA Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the LIA Amount.

Purchase Payments. If you are eligible for the LIA Amount as described under “Eligibility Requirements for LIA Amount” and you make an additional purchase payment, the Annual Income Amount is increased by an amount obtained by applying the applicable percentage (4% for ages 45 – less than 59 1/2; 5% for ages 59 1/2-79; and 6% for ages 80 and older) to the purchase payment (including any associated purchase Credits). The applicable percentage is based on the attained age of the designated life on the date of the first Lifetime Withdrawal after the benefit effective date. The LIA Amount is increased by double the Annual Income Amount, if eligibility for LIA has been met. The Protected Withdrawal Value is increased by the amount of each purchase payment (including any associated purchase Credits).

If the Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount (or, if eligible for LIA, the LIA Amount) is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount (or, if eligible for LIA, the LIA Amount) in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner.

Step-Ups. If your Annual Income Amount is stepped up, your LIA Amount will be stepped up to equal double the stepped up Annual Income Amount.

Guarantee Payments. If your Account Value is reduced to zero as a result of cumulative withdrawals that are equal to or less than the LIA Amount when you are eligible, and there is still a LIA Amount available, we will make an additional payment for that Annuity Year equal to the remaining LIA Amount. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in that scenario, the remaining LIA Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the LIA Amount as described in this section. We will make payments until the death of the single designated life. Should the designated life no longer qualify for the LIA amount (as described under “Eligibility Requirements for LIA Amount” above), the Annual Income Amount would continue to be available. Subsequent eligibility for the LIA Amount would require the completion of the 120 day elimination period as well as meeting the LIA conditions listed above under “Eligibility Requirements for LIA Amount”. To the extent that cumulative withdrawals in the current Annuity Year that reduce your Account Value to zero are more than the LIA Amount (except in the case of required minimum distributions), Highest Daily Lifetime 6 Plus with LIA terminates, and no additional payments are permitted. A Death Benefit under Highest Daily Lifetime 6 Plus with LIA is not payable if guarantee payments are being made at the time of the decedent's death.

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Annuity Options. In addition to the Highest Daily Lifetime 6 Plus annuity options described above, after the tenth anniversary of the benefit effective date (“Tenth Anniversary”), you may also request that we make annuity payments each year equal to the Annual Income Amount. In any year that you are eligible for the LIA Amount, we make annuity payments equal to the LIA Amount. If you would receive a greater payment by applying your Account Value to receive payments for life under your Annuity, we will pay the greater amount. Annuitization prior to the Tenth Anniversary will forfeit any present or future LIA amounts. We will continue to make payments until the death of the designated life. If this option is elected, the Annual Income Amount and LIA Amount will not increase after annuity payments have begun. A Death Benefit is not payable if annuity payments are being made at the time of the decedent's death.

If you elect Highest Daily Lifetime 6 Plus with LIA, and never meet the eligibility requirements you will not receive any additional payments based on the LIA Amount.

Death Benefit Component of Highest Daily Lifetime 6 Plus with LIA. The provisions of the Death Benefit Component of Highest Daily Lifetime 6 Plus (see above for information about the Death Benefit) also apply to Highest Daily Lifetime Plus with LIA. Please note that with respect to Highest Daily Lifetime 6 Plus with LIA, we use the Annual Income Amount for purposes of the Death Benefit Calculations, not the LIA Amount.

SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT (SHD6 Plus)

Effective September 14, 2012, Spousal Highest Daily Lifetime 6 Plus is no longer available for new elections and we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime 6 Plus benefit.

Spousal Highest Daily Lifetime 6 Plus is the spousal version of Highest Daily Lifetime 6 Plus. Spousal Highest Daily Lifetime 6 Plus must be elected based on two designated lives, as described below. The youngest designated life must be at least 50 years old and the oldest designated life must be at least 55 years old when the benefit is elected. Spousal Highest Daily Lifetime 6 Plus is not available if you elect any other optional benefit. As long as your Spousal Highest Daily Lifetime 6 Plus Benefit is in effect, you must allocate your Account Value in accordance with the permitted Sub-accounts and other investment option(s) available with this benefit. For a more detailed description of permitted investment options, see the “Investment Options” section.

We offer a benefit that guarantees until the later death of two natural persons who are each other's spouses at the time of election of the benefit and at the first death of one of them (the “designated lives”, and each, a “designated life”) the ability to withdraw an annual amount (the “Annual Income Amount”) equal to a percentage of an initial principal value (the “Protected Withdrawal Value”) regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the lives of the designated lives (“Lifetime Withdrawals”) provided you have not made withdrawals of excess income that have resulted in your Account Value being reduced to zero. We also permit a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Highest Daily Lifetime 6 Plus benefit after the death of the first spouse. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Spousal Highest Daily Lifetime 6 Plus is the mathematical formula we employ that may periodically transfer your Account Value to and from the AST Investment Grade Bond Sub-account. See the section above entitled “How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account.” Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

Spousal Highest Daily Lifetime 6 Plus also provides for a Death Benefit generally equal to three times your Annual Income Amount. The Death Benefit, however, is not payable if your Account Value is reduced to zero as a result of withdrawals or if annuity payments are being made at the time of the decedent's death. See Death Benefit Component of Spousal Highest Daily Lifetime 6 Plus, below.

Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Account Value falls to zero, if you take withdrawals of excess income that bring your Account Value to zero, your Annual Income Amount would also fall to zero, and the benefit would terminate. In that scenario, no further amount, including the Death Benefit described below, would be payable under Spousal Highest Daily Lifetime 6 Plus.

Currently, if you elect Spousal Highest Daily Lifetime 6 Plus and subsequently terminate the benefit, you may elect another living benefit, subject to our current rules. See “Election of and Designations under the Benefit” below and “Termination of Existing Benefits and Election of New Benefits” for details. Please note that if you terminate Spousal Highest Daily Lifetime 6 Plus and elect another benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active.

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Key Feature – Protected Withdrawal Value

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the “Periodic Value” described in the next paragraph.

The “Periodic Value” initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the “Current Valuation Day”), the Periodic Value is equal to the greater of:

(1)	the Periodic Value for the immediately preceding business day (the “Prior Valuation Day”) appreciated at the daily equivalent of 6% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any purchase payment (including any associated purchase Credits) made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and
(2)	the Account Value on the current Valuation Day.

If you have not made a Lifetime Withdrawal on or before the 10th or 20th Anniversary of the effective date of the benefit, your Periodic Value on the 10th or 20th Anniversary of the benefit effective date is equal to the greater of:

(1)	the Periodic Value described above or,
(2)	the sum of (a), (b) and (c) (proportionally reduced for any Non-Lifetime Withdrawal):

(a)

200% (on the 10th anniversary) or 400% (on the 20th anniversary) of the Account Value on the effective date of the benefit including any purchase payments (including any associated purchase Credits) made on that day;

(b)

200% (on the 10th anniversary) or 400% (on the 20th anniversary) of all purchase payments (including any associated purchase Credits) made within one year following the effective date of the benefit; and

(c)	all purchase payments (including any associated purchase Credits) made after one year following the effective date of the benefit.

Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Account Value upon any step-up, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals (see below).

Key Feature – Annual Income Amount under the Spousal Highest Daily Lifetime 6 Plus Benefit

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the youngest designated life on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 50-64, 5% for ages 65-84, and 6% for ages 85 and older. We use the age of the youngest designated life even if that designated life is no longer a participant under the Annuity due to death or divorce. Under the Spousal Highest Daily Lifetime 6 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount for any Annuity Year (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). If you take withdrawals of Excess Income, only the portion of the Lifetime Withdrawal that exceeds the remaining Annual Income Amount will proportionally reduce your Protected Withdrawal Value and Annual Income Amount in future years. Reductions are based on the actual amount of the withdrawal, including any CDSC that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.

You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.

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Any Purchase Payment that you make subsequent to the election of Spousal Highest Daily Lifetime 6 Plus and subsequent to the first Lifetime Withdrawal will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including any associated purchase Credits) based on the age of the younger designated life at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 50-64, 5% for ages 65-84, and 6% for ages 85 and older, and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including any associated purchase Credits).

If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, Spousal Highest Daily Lifetime 6 Plus is no longer available for new elections and we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime 6 Plus benefit.

Highest Daily Auto Step-Up

An automatic step-up feature (“Highest Daily Auto Step-Up”) is part of this benefit. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Step-Up starts with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the youngest designated life on the Annuity Anniversary as of which the step-up would occur. The percentages are 4% for ages 50-64, 5% for ages 65-84, and 6% for ages 85 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary by performing a similar examination of the Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime 6 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime 6 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

If you are engaged in a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.

The Spousal Highest Daily Lifetime 6 Plus benefit does not affect your ability to take withdrawals under your Annuity, or limit your ability to take withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime 6 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.

Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime 6 Plus benefit or any other fees and charges under the Annuity. Assume the following for all three examples:

■	The Issue Date is December 1, 2008
■	The Spousal Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009
■	The younger designated life was 70 years old when he/she elected the Spousal Highest Daily Lifetime 6 Plus benefit.

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Example of dollar-for-dollar reductions.

On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the youngest designated life is between the ages of 65 and 84 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

Example of proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 – reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

Here is the calculation:

Account Value before Lifetime Withdrawal	$118,000.00
Less amount of “non” excess withdrawal	$3,500.00
Account Value immediately before excess withdrawal of $1,500	$114,500.00
Excess withdrawal amount	$1,500.00
Divided by Account Value immediately before excess withdrawal	$114,500.00
Ratio	1.31%
Annual Income Amount	$6,000.00
Less ratio of 1.31%	$78.60
Annual Income Amount for future Annuity Years	$5,921.40

Example of Highest Daily Auto Step-Up

On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the youngest designated life’s age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (including any associated purchase Credits).

Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the youngest designated life is between 65 and 84 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments (including any associated purchase Credits), is higher than $5921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

Date*	Account value	Highest Daily Value (adjusted with withdrawal and Purchase Payments)**	Adjusted Annual Income Amount (5% of the Highest Daily Value)
November 25, 2009	$119,000.00	$119,000.00	$5,950.00
November 26, 2009		Thanksgiving Day
November 27, 2009	$113,000.00	$113,986.95	$5,699.35
November 30, 2009	$113,000.00	$113,986.95	$5,699.35
December 01, 2009	$119,000.00	$119,000.00	$5,950.00

*	In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.
**	In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
■

The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.

■

This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.

■

The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

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In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year’s Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.

Non-Lifetime Withdrawal Feature

You may take a one-time non-lifetime withdrawal (“Non-Lifetime Withdrawal”) under Spousal Highest Daily Lifetime 6 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity’s Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see “Access to Account Value – Can I Surrender My Annuity for Its Value?”). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Spousal Highest Daily Lifetime 6 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Spousal Highest Daily Lifetime 6 Plus benefit. If you don’t elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value; the Periodic Value guarantees on the tenth and twentieth anniversaries of the benefit effective date (described above); and the Death Benefit (described below). It will reduce all three by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the time of the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.

Example – Non-Lifetime Withdrawal (proportional reduction)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

Assume the following:

■	The Issue Date is December 1, 2008
■	The Spousal Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009
■	The Account Value at benefit election was $105,000
■	The younger designated life was 70 years old when he/she elected the Spousal Highest Daily Lifetime 6 Plus benefit
■	No previous withdrawals have been taken under the Spousal Highest Daily Lifetime 6 Plus benefit

On October 2, 2009, the Protected Withdrawal Value is $125,000, the 10th benefit year minimum Periodic Value guarantee is $210,000 and the 20th benefit year minimum Periodic Value guarantee is $420,000, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on October 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Spousal Highest Daily Lifetime 6 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

Here is the calculation:

Withdrawal amount divided by	$15,000
Account Value before withdrawal	$120,000
Equals ratio	12.5%
All guarantees will be reduced by the above ratio (12.5%)
Protected Withdrawal Value	$109,375
10th benefit year Minimum Periodic Value	$183,750
20th benefit year Minimum Periodic Value	$367,500

Required Minimum Distributions

Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Unless designated as a Non-Lifetime Withdrawal, required minimum distributions are considered Lifetime Withdrawals. If you take a withdrawal in an Annuity Year in which your required minimum distribution for that year is not greater than the Annual Income Amount, and the amount of the withdrawal exceeds the Annual Income Amount for that year, we will treat the withdrawal as a withdrawal of Excess Income. Such a withdrawal of Excess Income will reduce the Annual Income Amount available in future years. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in

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the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered a withdrawal of Excess Income. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar for dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as a withdrawal of Excess Income.

In any year in which the requirement to take required minimum distributions is suspended by law, we reserve the right, in our sole discretion and regardless of any position taken on this issue in a prior year, to treat any amount that would have been considered as a required minimum distribution if not for the suspension as eligible for treatment as described herein.

Example – Required Minimum Distributions

The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.

Annual Income Amount = $5,000

Remaining Annual Income Amount = $3,000

Required Minimum Distribution = $6,000

The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000. ($3,000 + ($6,000 – $5,000) = $4,000).

If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all guarantees associated with the Spousal Highest Daily Lifetime 6 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you stop taking withdrawals in the current Annuity Year and choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000) without being treated as a withdrawal of Excess Income is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.

Death Benefit Component of Spousal Highest Daily Lifetime 6 Plus.

If you elect Spousal Highest Daily Lifetime 6 Plus, we include a death benefit (Death Benefit), at no additional cost, that is linked to the Annual Income Amount under the benefit. If a death benefit is triggered and you currently own Spousal Highest Daily Lifetime 6 Plus benefit, then your Death Benefit will be equal to the greatest of:

■	the basic death benefit under the Annuity; and
■	the amount of any optional death benefit you may have elected and remains in effect; and
■

a) if no Lifetime Withdrawal had been taken prior to death, 300% of the Annual Income Amount that would have been determined on the date of death if a Lifetime Withdrawal had occurred on that date or (b) if a Lifetime Withdrawal had been taken prior to death, 300% of the Annual Income Amount as of our receipt of due proof of death. Under this component of the Death Benefit, we will not recapture the amount of any purchase Credit applied to an Annuity granted within 12 months prior to death.

Upon the death of the first of the spousal designated lives, if a Death Benefit, as described above, would otherwise be payable, and the surviving designated life chooses to continue the Annuity, the Account Value will be adjusted, as of the date we receive due proof of death, to equal the amount of that Death Benefit if paid out in a lump sum, and the Spousal Highest Daily Lifetime 6 Plus benefit remains in force. Upon the death of the second Spousal designated life, the Death Benefit described above will be payable and the Spousal Highest Daily Lifetime 6 Plus rider will terminate as of the date we receive due proof of death.

Please note that the Death Benefit under Spousal Highest Daily Lifetime 6 Plus is not payable if your Account Value is reduced to zero as a result of withdrawals or if annuity payments are being made at the time of the decedent's death. This Death Benefit may not be available in all States.

Benefits Under Spousal Highest Daily Lifetime 6 Plus

■

To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Spousal Highest Daily Lifetime 6 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value

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was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the designated lives to die, and will continue to make payments until the death of the second designated life as long as the designated lives were spouses at the time of the first death. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Highest Daily Lifetime 6 Plus benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution (as described above) under the Annuity then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the second designated life provided the designated lives were spouses at the death of the first designated life. Please note that if your Account Value is reduced to zero as a result of withdrawals, the Death Benefit (described above) will also be reduced to zero and the Death Benefit will not be payable.

■

Please note that if your Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the first day of the calendar month coinciding with or next following the annuitant's 95th birthday will be treated as annuity payments.

■

If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any annuity option available; or
(2)	request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the designated lives to die, and will continue to make payments until the death of the second designated life as long as the designated lives were spouses at the time of the first death. If, due to death of a designated life or divorce prior to annuitization, only a single designated life remains, then annuity payments will be made as a life annuity for the lifetime of the designated life. We must receive your request in a form acceptable to us at our office.

■

In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

(1)	the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and
(2)	the Account Value.

If no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.

Please note that the Death Benefit (described above) is not payable if annuity payments are being made at the time of the decedent's death.

Other Important Considerations

■

Withdrawals under the Spousal Highest Daily Lifetime 6 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount. If you have an active Systematic Withdrawal program running at the time you elect this benefit, the first Systematic Withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal.

■

Withdrawals made while the Spousal Highest Daily Lifetime 6 Plus benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro-rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account).

■

You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

■

You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Highest Daily Lifetime 6 Plus benefit. The Spousal Highest Daily Lifetime 6 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to program rules regarding the timing and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of withdrawals.

■	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.
■

You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears in the prospectus section entitled “What Are The

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Investment Objectives and Policies of The Portfolios?”. You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com
■

You can make withdrawals from your Annuity without purchasing the Spousal Highest Daily Lifetime 6 Plus benefit. The Spousal Highest Daily Lifetime 6 Plus benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

■

Transfers to and from the elected Sub-accounts and the AST Investment Grade Bond Sub-account triggered by the Spousal Highest Daily Lifetime 6 Plus mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

■

Upon inception of the benefit and to maintain the benefit, 100% of your Account Value must be allocated to the Permitted Sub-accounts. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, the new requirement will apply only to new elections of the benefit, and we will not compel you to reallocate your Account Value in accordance with our newly adopted requirements. However, you may be required to reallocate due to the merger of a Portfolio or the closing of a Portfolio. At the time of any change in requirements, and as applicable only to new elections of the benefit, transfers of Account Value and allocation of additional purchase payments may be subject to new investment limitations.

■

If you elect this benefit and in connection with that election, you are required to reallocate to different Sub-accounts, then on the Valuation Day we receive your request in good order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in the Sub-accounts that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

■

The Basic Death Benefit will terminate if withdrawals taken under Spousal Highest Daily Lifetime 6 Plus cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under Spousal Highest Daily Lifetime 6 Plus cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

■

The maximum charge for Spousal Highest Daily Lifetime 6 Plus is 1.50% annually of the greater of the Account Value and Protected Withdrawal Value. The current charge is 0.95% annually of the greater of Account Value and Protected Withdrawal Value. We deduct this charge on quarterly anniversaries of the benefit effective date. Thus, we deduct, on a quarterly basis, 0.2375% of the greater of the prior Valuation Day’s Account Value, or the prior Valuation Day’s Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account. Since this fee is based on the greater of the Account Value and Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime 6 Plus may be greater than it would have been, had it been based on the Account Value alone. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments. The following example is hypothetical and is for illustrative purposes only.

Assuming a benefit effective date of September 1, 2009 (which means that quarterly benefit anniversaries are: December 1, March 1, June 1, and September 1). Assume the Protected Withdrawal Value as of November 30, 2009 (prior Valuation Day's Protected Withdrawal Value) = $200,000.00 and the Account Value as of November 30, 2009 (prior Valuation Day's Account Value) = $195,000.00. The first benefit charge date would be December 1, 2009 and the benefit charge amount would be $475.00 ($200,000 × ..2375%)

If the deduction of the charge would result in the Account Value falling below the lesser of $500 or 5% of the sum of the Account Value on the effective date of the benefit plus all purchase payments made subsequent thereto (and any associated purchase Credits) (we refer to this as the “Account Value Floor”), we will only deduct that portion of the charge that would not cause the Account Value to fall below the Account Value Floor. If the entire Account Value is less than the Account Value Floor when we would deduct a charge for the benefit, then no charge will be assessed for that benefit quarter. If a charge for the Spousal Highest Daily Lifetime 6 Plus benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Account Value to zero, withdrawals may reduce the Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit and the Death Benefit (described above) will not be payable.

Election of and Designations under the Benefit

Spousal Highest Daily Lifetime 6 Plus can only be elected based on two designated lives. Designated lives must be natural persons who are each other's spouses at the time of election of the benefit and at the death of the first of the designated lives to die. Currently, Spousal Highest Daily Lifetime 6 Plus only may be elected where the Owner, Annuitant, and Beneficiary designations are as follows:

■

One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner’s spouse. The youngest Owner/Annuitant and the beneficiary must be at least 50 years old and the oldest must be at least 55 years old at the time of election; or

■

Co-Annuity Owners, where the Owners are each other’s spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. The youngest Owner must be at least 50 years old and the oldest owner must be at least 55 years old at the time of election; or

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■

One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) (“Custodial Account”), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. The youngest of the Annuitant and the Contingent Annuitant must be at least 50 years old and the oldest must be at least 55 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows:

(a)	if one Owner dies and the surviving spousal Owner assumes the Annuity, or
(b)	if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary designations under this benefit. If the Designated Lives divorce, however, the Spousal Highest Daily Lifetime 6 Plus benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new designated life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

Spousal Highest Daily Lifetime 6 Plus can be elected at the time that you purchase your Annuity or after the Issue Date, subject to availability, and our eligibility rules and restrictions. If you elect Spousal Highest Daily Lifetime 6 Plus and terminate it, you can re-elect it, subject to our current rules and availability. Additionally, if you currently own an Annuity with a living benefit that is terminable, you may terminate your existing benefit rider and elect any available benefits subject to our current rules. See “Termination of Existing Benefits and Election of New Benefits” in the prospectus for information pertaining to elections, termination and re-election of benefits. Please note that if you terminate a living benefit and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. You and your Financial Professional should carefully consider whether terminating your existing benefit and electing a new benefit is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future.

Termination of the Benefit

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates: (i) if upon the death of the first designated life, the surviving designated life opts to take the death benefit under the Annuity (thus, the benefit does not terminate solely because of the death of the first designated life), (ii) upon the death of the second designated life (except as may be needed to pay the Death Benefit associated with this benefit), (iii) upon your termination of the benefit, (iv) upon your surrender of the Annuity, (v) upon your election to begin receiving annuity payments (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount), (vi) if both the Account Value and Annual Income Amount equal zero, or (vii) if you cease to meet our requirements as described in “Election of and Designations under the Benefit”.

Upon termination of Spousal Highest Daily Lifetime 6 Plus other than upon death of a designated life or annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. This final charge will be deducted even if it results in the Account Value falling below the Account Value Floor. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts, and (ii) unless you are participating in an asset allocation program, or Automatic Rebalancing Program for which we are providing administrative support, transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account to your variable investment options, pro rata (i.e. in the same proportion as the current balances in your variable investment options). If prior to the transfer from the AST Investment Grade Bond Sub-account the Account Value in the variable investment options is zero, we will transfer such amounts according to your most recent allocation instructions.

How Spousal Highest Daily Lifetime 6 Plus Transfers Account Value between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account. See “How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account” above for information regarding this component of the benefit.

Additional Tax Considerations

If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts.

As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section for a detailed discussion of the tax treatment of

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withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Spousal Highest Daily Lifetime 6 Plus through a non-qualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note all Non-lifetime Withdrawal provisions will apply.

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DEATH BENEFIT

WHAT TRIGGERS THE PAYMENT OF A DEATH BENEFIT?

Each Annuity provides a Death Benefit during its accumulation period. If an Annuity is owned by one or more natural persons, the Death Benefit is payable upon the first death of an Owner. If an Annuity is owned by an entity, the Death Benefit is payable upon the Annuitant’s death, if there is no Contingent Annuitant. Generally, if a Contingent Annuitant was designated before the Annuitant’s death and the Annuitant dies, then the Contingent Annuitant becomes the Annuitant and a Death Benefit will not be paid at that time. The person upon whose death the Death Benefit is paid is referred to below as the “decedent.”

BASIC DEATH BENEFIT

Each Annuity provides a basic Death Benefit at no additional charge. The Insurance Charge we deduct daily from your Account Value allocated to the Sub-accounts is used, in part, to pay us for the risk we assume in providing the basic Death Benefit guarantee under an Annuity. Each Annuity also offers two different optional Death Benefits that can be purchased for an additional charge. The additional charge is deducted to compensate Prudential Annuities for providing increased insurance protection under the optional Death Benefits. Notwithstanding the additional protection provided under the optional Death Benefits, the additional cost has the impact of reducing the net performance of the investment options. In addition, with respect to Optimum Plus, under certain circumstances, your Death Benefit may be reduced by the amount of any Credits we applied to your purchase payments. (See “How are Credits Applied to My Account Value”.) Also, no basic Death Benefit will be paid if your Annuity terminates because your Account Value reaches zero (which can happen if, for example, you are taking withdrawals under an optional living benefit).

Considerations for Contingent Annuitants: We may allow the naming of a contingent annuitant when a Nonqualified Annuity contract is held by a pension plan or a tax favored retirement plan. In such a situation, the Annuity may no longer qualify for tax deferral where the Annuity contract continues after the death of the Annuitant. In some of our Annuities we allow for the naming of a co-annuitant, which also is used to mean the successor annuitant (and not another life used for measuring the duration of an annuity payment option). Like in the case of a contingent annuitant, the Annuity may no longer qualify for tax deferral where the contract continues after the death of the Annuitant. We may also allow the naming of a contingent annuitant when a Nonqualified Annuity contract is held by an entity subject to Section 72(u) of the Code as such Annuity does not receive tax deferral benefits.

For Optimum, Optimum Four and Optimum Plus Annuities, the existing basic Death Benefit (for all decedent ages) is the greater of:

■	The sum of all purchase payments (not including any Credits) less the sum of all proportional withdrawals.
■

The sum of your Account Value in the Sub-accounts, the Benefit Fixed Rate Account and your Interim Value in the MVA Fixed Allocations (less the amount of any Credits applied within 12-months prior to the date of death, with respect to Optimum Plus, if allowed by applicable State law).

“Proportional withdrawals” are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. For example, a withdrawal of 50% of Account Value would be considered as a 50% reduction in Purchase Payments for purposes of calculating the basic Death Benefit.

OPTIONAL DEATH BENEFITS

Two optional Death Benefits are offered for purchase with your Annuity to provide an enhanced level of protection for your beneficiaries. No optional Death Benefit is available if your Annuity is held as a Beneficiary Annuity. We reserve the right to cease offering any optional death benefit.

Currently, these benefits are only offered in those jurisdictions where we have received regulatory approval and must be elected at the time that you purchase your Annuity. We may, at a later date, allow existing Annuity Owners to purchase an optional Death Benefit subject to our rules and any changes or restrictions in the benefits. Certain terms and conditions may differ between jurisdictions once approved and if you purchase your Annuity as part of an exchange, replacement or transfer, in whole or in part, from any other Annuity we issue. The “Combination 5% Roll-up and Highest Anniversary Value” Death Benefit may only be elected individually, and cannot be elected in combination with any other optional Death Benefit. If you elect Spousal Lifetime Five, Spousal Highest Daily Lifetime Seven, or Spousal Highest Daily Lifetime 7 Plus or the BIO feature of Highest Daily Lifetime Seven or Highest Daily Lifetime 7 Plus, you are not permitted to elect an optional Death Benefit. With respect to Optimum Plus, under certain circumstances, each Optional Death Benefit that you elect may be reduced by the amount of Credits applied to your Purchase Payments.

Investment Restrictions may apply if you elect certain optional death benefits.

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Enhanced Beneficiary Protection Optional Death Benefit

The Enhanced Beneficiary Protection Optional Death Benefit is no longer available for new elections. It provides additional amounts to your Beneficiary that may be used to offset federal and state taxes payable on any taxable gains in your Annuity at the time of your death. Whether this benefit is appropriate for you may depend on your particular circumstances, including other financial resources that may be available to your Beneficiary to pay taxes on your Annuity should you die during the accumulation period. No benefit is payable if death occurs on or after the Annuity Date.

The Enhanced Beneficiary Protection Optional Death Benefit provided a benefit payable in addition to the basic Death Benefit and certain other optional death benefits you may elect in conjunction with this benefit. If the Annuity has one Owner, the Owner had to be age 75 or less at the time the benefit is purchased. If an Annuity has joint Owners, the oldest Owner had to be age 75 or less. If an Annuity is owned by an entity, the Annuitant had to be age 75 or less.

Calculation Of Enhanced Beneficiary Protection Optional Death Benefit

If you purchase the Enhanced Beneficiary Protection Optional Death Benefit, the Death Benefit is calculated as follows:

1.	the basic Death Benefit described above;

PLUS

2.	40% of your “Growth” under an Annuity, as defined below.

“Growth” means the sum of your Account Value in the Sub-accounts and your Interim Value in the MVA Fixed Allocations, minus the total of all Purchase Payments (less the amount of any Credits applied within 12-months prior to the date of death, with respect to Optimum Plus) reduced by the sum of all proportional withdrawals.

“Proportional withdrawals” are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. For example, a withdrawal of 50% of Account Value would be considered as a 50% reduction in purchase payments.

The Enhanced Beneficiary Protection Optional Death Benefit is subject to a maximum of 100% of all purchase payments applied to an Annuity at least 12 months prior to the death of the decedent that triggers the payment of the Death Benefit.

The Enhanced Beneficiary Protection Optional Death Benefit was offered in those jurisdictions where we received regulatory approval. Certain terms and conditions may differ between jurisdictions once approved. Please refer to the section entitled “Tax Considerations” for a discussion of special tax considerations for purchasers of this benefit. The Enhanced Beneficiary Protection Death Benefit was not available if you elect the “Combination 5% Roll-up and Highest Anniversary Value” Death Benefit or the Spousal Lifetime Five Income Benefit, Spousal Highest Daily Lifetime Seven or Highest Daily Lifetime Seven with BIO.

See Appendix B for examples of how the Enhanced Beneficiary Protection Optional Death Benefit is calculated.

Highest Anniversary Value Death Benefit (“HAV”)

If an Annuity has one Owner, the Owner must be age 79 or less at the time the Highest Anniversary Value Optional Death Benefit is purchased. If an Annuity has joint Owners, the oldest Owner must be age 79 or less. If an Annuity is owned by an entity, the Annuitant must be age 79 or less. Certain of the Portfolios offered as Sub-accounts under the Annuity are not available if you elect the Highest Anniversary Value Death Benefit. In addition, we reserve the right to require you to use certain asset allocation model(s) if you elect this death benefit.

Calculation of Highest Anniversary Value Death Benefit

The HAV Death Benefit depends on whether death occurs before or after the Death Benefit Target Date.

If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greater of:

1.	the basic Death Benefit described above; and
2.	the Highest Anniversary Value as of the Owner’s date of death.

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If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:

1.	the basic Death Benefit described above; and
2.	the Highest Anniversary Value on the Death Benefit Target Date plus the sum of all purchase payments (including any Credits applied to such purchase payments more than twelve (12) months prior to date of death in the case of Optimum Plus or as otherwise provided for under applicable State law) less the sum of all proportional withdrawals since the Death Benefit Target Date.

The amount determined by this calculation is increased by any purchase payments received after the Owner’s date of death and decreased by any proportional withdrawals since such date.

The Highest Anniversary Value Death Benefit described above is currently being offered in those jurisdictions where we have received regulatory approval. Certain terms and conditions may differ between jurisdictions once approved. The Highest Anniversary Value Death Benefit is not available if you have elected “Combination 5% Roll-up and Highest Anniversary Value” or the “Highest Daily Value” Death Benefit. It is also not available with Spousal Lifetime Five, Spousal Highest Daily Lifetime Seven or Spousal Highest Daily Lifetime 7 Plus.

Please refer to the definition of Death Benefit Target Date below. This death benefit may not be an appropriate feature where the Owner’s age is near the age specified in the Death Benefit Target Date. This is because the benefit may not have the same potential for growth as it otherwise would, since there will be fewer contract anniversaries before the death benefit target date is reached. The death benefit target date under this death benefit is earlier than the death benefit target date under the Combination 5% Roll-up and Highest Anniversary Value Death Benefit for Owners who are age 76 or older when an Annuity is issued, which may result in a lower value on the death benefit, since there will be fewer contract anniversaries before the death benefit target date is reached.

See Appendix B for examples of how the Highest Anniversary Value Death Benefit is calculated.

Combination 5% Roll-up and Highest Anniversary Value Death Benefit

If an Annuity has one Owner, the Owner must be age 79 or less at the time the Combination 5% Roll-up and HAV Optional Death Benefit is purchased. If an Annuity has joint Owners, the oldest Owner must be age 79 or less. If the Annuity is owned by an entity, the Annuitant must be age 79 or less.

Certain Portfolios offered as Sub-accounts under an Annuity are not available if you elect the Combination 5% Roll-up and HAV Death Benefit. If you elect this benefit, you must allocate your Account Value in accordance with the then permitted and available option(s). In addition, we reserve the right to require you to use certain asset allocation model(s) if you elect this Death Benefit.

Calculation of the Combination 5% Roll-up and Highest Anniversary Value Death Benefit

The Combination 5% Roll-up and HAV Death Benefit equals the greatest of:

1.	the basic Death Benefit described above; and
2.	the Highest Anniversary Value Death Benefit described above; and
3.	5% Roll-up described below.

The	calculation of the 5% Roll-up depends on whether death occurs before or after the Death Benefit Target Date.

If the Owner dies before the Death Benefit Target Date the 5% Roll up is equal to:

■

all purchase payments (including any Credits applied to such purchase payments more than twelve (12) months prior to date of death in the case of Optimum Plus or as otherwise provided for under applicable State law) increasing at an annual effective interest rate of 5% starting on the date that each Purchase Payment is made and ending on the Owner’s date of death;

MINUS

■

the sum of all withdrawals, dollar for dollar up to 5% of the Roll-up value as of the prior contract anniversary (or Issue Date if the withdrawal is in the first contract year). Any withdrawals in excess of the 5% dollar for dollar limit are proportional.

If the Owner dies on or after the Death Benefit Target Date the 5% Roll-up is equal to:

■

the 5% Roll-up value as of the Death Benefit Target Date increased by total purchase payments (including any Credits applied to such purchase payments more than twelve (12) months prior to date of death in the case of Optimum Plus) made after the Death Benefit Target Date;

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MINUS

■	the sum of all withdrawals which reduce the 5% Roll-up proportionally.

In the case of Optimum Plus, as indicated, the amounts calculated in Items 1, 2 and 3 above (before, on or after the Death Benefit Target Date) may be reduced by any Credits under certain circumstances if allowed under applicable State law. Please refer to the definitions of Death Benefit Target Date below. This Death Benefit may not be an appropriate feature where the Owner’s age is near the age specified in the Death Benefit Target Date. This is because the benefit may not have the same potential for growth as it otherwise would, since there will be fewer Annuity anniversaries before the Death Benefit Target Date is reached.

The “Combination 5% Roll-up and Highest Anniversary Value” Death Benefit described above is currently being offered in those jurisdictions where we have received regulatory approval. The “Combination 5% Roll-up and Highest Anniversary Value” Death Benefit is not available if you elect any other optional Death Benefit or elect Spousal Lifetime Five, Spousal Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime 7 Plus or any benefit with BIO.

See Appendix B for examples of how the “Combination 5% Roll-up and Highest Anniversary Value” Death Benefit is calculated.

Key Terms Used with the Highest Anniversary Value Death Benefit and the Combination 5% Roll-up and Highest Anniversary Value Death Benefit:

■

The Death Benefit Target Date for the Highest Anniversary Value Death Benefit is the contract anniversary on or after the 80th birthday of the current Owner, the oldest of either joint Owner or the Annuitant, if entity owned.

■

The Death Benefit Target Date for the Combination 5% Roll-up and HAV Death Benefit is the later of the contract anniversary on or after the 80th birthday of the current Owner, the oldest of either joint Owner or the Annuitant, if entity owned, or five years after the Issue Date of an Annuity.

■

The Highest Anniversary Value equals the highest of all previous “Anniversary Values” less proportional withdrawals since such anniversary and plus any Purchase Payments (including any Credits applied to such purchase payments more than twelve (12) months prior to the date of death in the case of Optimum Plus or as otherwise provided for under applicable State law) since such anniversary.

■

The Anniversary Value is the Account Value in the Sub-accounts plus the Interim Value in any MVA Fixed Allocations as of each anniversary of the Issue Date of an Annuity. The Anniversary Value on the Issue Date is equal to your purchase payment. (including any Credits applied to such purchase payments more than twelve (12) months prior to the date of death in the case of Optimum Plus or as otherwise provided for under applicable State law).

■

Proportional Withdrawals are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. Proportional withdrawals result in a reduction to the Highest Anniversary Value or 5% Roll-up value by reducing such value in the same proportion as the Account Value was reduced by the withdrawal as of the date the withdrawal occurred. For example, if your Highest Anniversary Value or 5% Roll-up value is $125,000 and you subsequently withdraw $10,000 at a time when your Account Value is equal to $100,000 (a 10% reduction), when calculating the optional Death Benefit we will reduce your Highest Anniversary Value ($ 125,000) by 10% or $12,500.

Highest Daily Value Death Benefit (“HDV”)

The Highest Daily Value Death Benefit is no longer available for new elections. If an Annuity has one Owner, the Owner must have been age 79 or less at the time the Highest Daily Value Death Benefit was elected. If an Annuity has joint Owners, the older Owner must have been age 79 or less. If there are joint Owners, death of the Owner refers to the first to die of the joint Owners. If an Annuity is owned by an entity, the Annuitant must have been age 79 or less and death of the Owner refers to the death of the Annuitant.

If you elected this benefit, you must allocate your Account Value in accordance with the permitted and available option(s) with this benefit. You are required to enroll and maintain your Account Value in the asset allocation program if you elected this benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, the new requirement would apply only to new elections of the benefit, and we will not compel you to re-allocate your Account Value in accordance with our newly-adopted requirements. Subsequent to any change in requirements, transfers of Account Value and allocation of additional purchase payments may be subject to the new investment limitations.

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The HDV Death Benefit depends on whether death occurs before or after the Death Benefit Target Date (see the definitions below).

If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greater of:

1.	the basic Death Benefit described above (including any Credits applied to such purchase payments more than twelve (12) months prior to the date of death in the case of Optimum Plus or as otherwise provided for under applicable State law); and
2.	the HDV as of the Owner’s date of death.

If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:

1.	the basic Death Benefit described above; and
2.	the HDV on the Death Benefit Target Date plus the sum of all purchase payments (including any Credits applied to such purchase payments more than twelve (12) months prior to the date of death in the case of Optimum Plus or as otherwise provided for under applicable State law) less the sum of all proportional withdrawals since the Death Benefit Target Date.

The amount determined by this calculation is increased by any purchase payments received after the Owner’s date of death and decreased by any proportional withdrawals since such date.

The Highest Daily Value Death Benefit described above was offered in those jurisdictions where we received regulatory approval. The Highest Daily Value Death Benefit is not available if you elected the Guaranteed Return Option, Guaranteed Return Option Plus, Guaranteed Return Option Plus 2008, Highest Daily GRO, Spousal Lifetime Five, Highest Daily Lifetime Five, Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, the Highest Daily Lifetime 7 Plus benefits, the “Combination 5% Roll-up and Highest Anniversary Value” Death Benefit, or the Highest Anniversary Value Death Benefit.

Key Terms Used with the Highest Daily Value Death Benefit:

■

The Death Benefit Target Date for the Highest Daily Value Death Benefit is the later of an Annuity anniversary on or after the 80th birthday of the current Owner, or the older of either the joint Owner or the Annuitant, if entity owned, or five years after the Issue Date of an Annuity.

■

The Highest Daily Value equals the highest of all previous “Daily Values” less proportional withdrawals since such date and plus any purchase payments (plus associated Credits in the case of Optimum Plus applied more than twelve (12) months prior to the date of death or as otherwise provided for under applicable State law) since such date.

■

The Daily Value is the Account Value as of the end of each Valuation Day. The Daily Value on the Issue Date is equal to your Purchase Payment (plus associated Credits applied more than twelve (12) months prior to the date of death in the case of Optimum Plus or as otherwise provided for under applicable State law).

■

Proportional Withdrawals are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. Proportional withdrawals result in a reduction to the Highest Daily Value by reducing such value in the same proportion as the Account Value was reduced by the withdrawal as of the date the withdrawal occurred. For example, if your Highest Daily Value is $125,000 and you subsequently withdraw $10,000 at a time when your Account Value is equal to $100,000 (a 10% reduction), when calculating the optional Death Benefit we will reduce your Highest Daily Value ($125,000) by 10% or $12,500.

Please see Appendix B to this prospectus for a hypothetical example of how the HDV Death Benefit is calculated.

Annuities with Joint Owners

For Annuities with joint Owners, the Death Benefits are calculated as shown above except that the age of the oldest of the joint Owners is used to determine the Death Benefit Target Date. NOTE: If you and your spouse own your Annuity jointly, we will pay the Death Benefit to the Beneficiary. If the sole primary Beneficiary is the surviving spouse, then the surviving spouse can elect to assume ownership of your Annuity and continue the Annuity instead of receiving the Death Benefit (unless the Annuity is a Beneficiary Annuity).

Annuities Owned by Entities

For Annuities owned by an entity, the Death Benefits are calculated as shown above except that the age of the Annuitant is used to determine the Death Benefit Target Date. Payment of the Death Benefit is based on the death of the Annuitant (or Contingent Annuitant, if applicable).

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Can I Terminate the Optional Death Benefits? Do the Optional Death Benefits Terminate under other Circumstances?

You can terminate the Enhanced Beneficiary Protection Death Benefit and the Highest Anniversary Value Death Benefit at any time. The “Combination 5% Roll-up and HAV Death Benefit” and the HDV Death Benefit may not be terminated once elected. The optional Death Benefits will terminate automatically on the Annuity Date. Also, if you elected one of either the Highest Anniversary Value or the Combination 5% Roll-up and HAV Death Benefits and, in addition, are taking withdrawals under a guaranteed minimum withdrawal or a lifetime guaranteed minimum withdrawal benefit, these optional Death Benefits will terminate if such withdrawals cause your Account Value to reduce to zero. We may also terminate any optional Death Benefit if necessary to comply with our interpretation of the Code and applicable regulations. For jointly owned Annuities, the optional death benefits are payable upon the first death of either Owner and therefore terminate and do not continue unless the Annuity is continued by a spouse Beneficiary (see “Spousal Assumption of Annuity” below). Where an Annuity is structured so that it is owned by a grantor trust but the annuitant is not the grantor, then the Annuity is required to terminate upon the death of the grantor if the grantor pre-deceases the annuitant under Section 72(s) of the Code. Under this circumstance, the Surrender Value will be paid to the beneficiary and it is not eligible for the death benefit provided under the Annuity.

What are the Charges for the Optional Death Benefits?

For elections of the Highest Anniversary Value Death Benefit and the Combination 5% Roll-Up and HAV Death Benefit made on or after May 1, 2009, we impose a charge equal to 0.40% and 0.80%, respectively, per year of the average daily net assets of the Sub-accounts. For elections of the Highest Anniversary Value Death Benefit and the Combination 5% Roll-Up and HAV Death Benefit that were made prior to May 1, 2009, we impose a charge equal to 0.25% and 0.50%, respectively, per year of the average daily net assets of the Sub-accounts. We deduct a charge equal to 0.25% per year of the average daily net assets of the Sub-accounts for the Enhanced Beneficiary Protection Death Benefit and 0.50% per year of the average daily net assets of the Sub-accounts for the HDV Death Benefit. We deduct the charge for each of these benefits to compensate Prudential Annuities for providing increased insurance protection under the optional Death Benefits. The additional annual charge is deducted daily against your Account Value allocated to the Sub-accounts.

Please refer to the section entitled “Tax Considerations” for additional considerations in relation to the optional Death Benefit.

PRUDENTIAL ANNUITIES’ ANNUITY REWARDS

What is the Annuity Rewards Benefit?

Annuity Rewards is a death benefit enhancement that Owners can elect when the original CDSC period is over. To be eligible to elect Annuity Rewards, the Account Value on the date that the Annuity Rewards benefit is effective must be greater than the amount that would be payable to the Beneficiary under the Death Benefit (including any amounts payable under any Optional Death Benefit then in effect). In addition, the effective date must occur before annuity payments begin. There can only be one effective date for the Annuity Rewards Death Benefit enhancement. There is no additional charge for electing the Annuity Rewards Death Benefit enhancement.

Annuity Rewards offers Owners the ability to lock in an amount equal to the Account Value in the Sub-accounts plus the MVA Fixed Allocations (without the effect of any MVA) as an enhancement to their current basic Death Benefit, so their beneficiaries will not receive less than an Annuity’s value as of the effective date of the benefit. Under the Annuity Rewards Benefit, Prudential Annuities guarantees that the Death Benefit will not be less than:

♦	your Account Value in the Sub-accounts plus the Interim Value in any MVA Fixed Allocations as of the effective date of the benefit

♦	MINUS any proportional withdrawals following the effective date of the benefit

♦	PLUS any additional purchase payments applied to your Annuity following the effective date of the benefit.

The Annuity Rewards Death Benefit enhancement does not affect the calculation of the basic Death Benefit or any Optional Death Benefits available under an Annuity. If the Death Benefit amount payable under your Annuity’s basic Death Benefit or any Optional Death Benefits you purchase is greater than the enhanced Death Benefit under the Annuity Rewards Benefit on the date the Death Benefit is calculated, your beneficiary will receive the greater amount. Annuity Rewards is not available if your Annuity is held as a Beneficiary Annuity.

PAYMENT OF DEATH BENEFITS

Alternative Death Benefit Payment Options – Annuities owned by Individuals (not associated with Tax-Favored Plans)

Except in the case of a spousal assumption as described below, upon your death, certain distributions must be made under the Annuity. The required distributions depend on whether you die before you start taking annuity payments under the Annuity or after you start taking annuity payments under the Annuity.

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If you die on or after the Annuity Date, the remaining portion of the interest in the Annuity must be distributed at least as rapidly as under the method of distribution being used as of the date of death.

In the event of your death before the Annuity Date, the Death Benefit must be distributed:

■	within five (5) years of the date of death (the “5 Year Deadline”); or
■

as a series of payments not extending beyond the life expectancy of the beneficiary or over the life of the beneficiary. Payments under this option must begin within one year of the date of death. If the Beneficiary does not begin installments by such time, then we require that the Beneficiary take the Death Benefit as a lump sum within the 5 Year Deadline.

Unless you have made an election prior to Death Benefit proceeds becoming due, a beneficiary can elect to receive the Death Benefit proceeds under the Beneficiary Continuation Option as described below in the section entitled “Beneficiary Continuation Option,” as a series of required distributions.

If the Annuity is held as a Beneficiary Annuity, the payment of the Death Benefit must be distributed:

■	as a lump sum payment; or
■

Unless you have made an election prior to Death Benefit proceeds becoming due, a Beneficiary can elect to receive the Death Benefit proceeds under the Beneficiary Continuation Option as described below in the section entitled “Beneficiary Continuation Option,” as a series of required distributions.

Upon our receipt of proof of death, we will send to the beneficiary materials that list these payment options.

Alternative Death Benefit Payment Options – Annuities held by Tax-Favored Plans

The Code provides for alternative death benefit payment options when an Annuity is used as an IRA, 403(b) or other “qualified investment” that requires minimum distributions. Upon your death under an IRA, 403(b) or other “qualified investment”, the designated Beneficiary may generally elect to continue the Annuity and receive Required Minimum Distributions under the Annuity instead of receiving the death benefit in a single payment. The available payment options will depend on whether you die before the date Required Minimum Distributions under the Code were to begin, whether you have named a designated beneficiary and whether the Beneficiary is your surviving spouse.

■

If you die after a designated beneficiary has been named, the death benefit must be distributed by December 31st of the year including the five year anniversary of the date of death, or as periodic payments not extending beyond the life expectancy of the designated beneficiary (provided such payments begin by December 31st of the year following the year of death). If the Beneficiary does not begin installments by such time, then we require that the Beneficiary take the Death Benefit as a lump sum within the 5 Year Deadline. However, if your surviving spouse is the beneficiary, the death benefit can be paid out over the life expectancy of your spouse with such payments beginning no later than December 31st of the year following the year of death or December 31st of the year in which you would have reached age 70 1/2, which ever is later. Additionally, if the contract is solely payable to (or for the benefit of) your surviving spouse, then the Annuity may be continued with your spouse as the owner. If your beneficiary elects to receive full distribution by December 31st of the year including the five year anniversary of the date of death, 2009 shall not be included in the five year requirement period. This effectively extends this period to December 31st of the year including the six year anniversary date of death.

■

If you die before a designated beneficiary is named and before the date Required Minimum Distributions must begin under the Code, the death benefit must be paid out by December 31st of the year including the five year anniversary of the date of death. If the Beneficiary does not begin installments by such time, then we require that the Beneficiary take the Death Benefit as a lump sum within the 5 Year Deadline. For contracts where multiple beneficiaries have been named and at least one of the beneficiaries does not qualify as a designated beneficiary and the account has not been divided into separate accounts by December 31st of the year following the year of death, such contract is deemed to have no designated beneficiary. For this distribution requirement also, 2009 shall not be included in the five year requirement period.

■

If you die before a designated beneficiary is named and after the date Required Minimum Distributions must begin under the Code, the death benefit must be paid out at least as rapidly as under the method then in effect. For contracts where multiple beneficiaries have been named and at least one of the beneficiaries does not qualify as a designated beneficiary and the account has not been divided into separate accounts by December 31st of the year following the year of death, such contract is deemed to have no designated beneficiary.

A beneficiary has the flexibility to take out more each year than mandated under the Required Minimum Distribution rules.

Until withdrawn, amounts in an IRA, 403(b) or other “qualified investment” continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the Required Minimum Distribution rules, are subject to tax. You may wish to consult a professional tax advisor for tax advice as to your particular situation.

For a Roth IRA, if death occurs before the entire interest is distributed, the death benefit must be distributed under the same rules applied to IRAs where death occurs before the date Required Minimum Distributions must begin under the Code.

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The tax consequences to the beneficiary may vary among the different death benefit payment options. See the Tax Considerations section of this prospectus, and consult your tax advisor.

Beneficiary Continuation Option

Instead of receiving the death benefit in a single payment, or under an Annuity Option, a beneficiary may take the death benefit under an alternative death benefit payment option, as provided by the Code and described above under the sections entitled “Payment of Death Benefits” and “Alternative Death Benefit Payment Options – Annuities Held by Tax-Favored Plans.” This “Beneficiary Continuation Option” is described below and is available for both qualified Annuities (i.e. annuities sold to an IRA, Roth IRA, SEP IRA, or 403(b)), Beneficiary Annuities and non-qualified Annuities.

Under the Beneficiary Continuation Option:

■	The beneficiary must apply at least $15,000 to the Beneficiary Continuation Option. Thus, the death benefit must be at least $15,000.
■	The Owner’s Annuity will be continued in the Owner’s name, for the benefit of the beneficiary.
■

Beginning on the date we receive an election by the beneficiary to take the death benefit in a form other than a lump sum, the beneficiary will incur a Settlement Service Charge which is an annual charge assessed on a daily basis against the average assets allocated to the Sub-accounts. For non-qualified Annuities the charge is 1.00% per year, and for qualified Annuities the charge is 1.40% per year.

■

Beginning on the date we receive an election by the beneficiary to take the death benefit in a form other than a lump sum, the beneficiary will incur an annual maintenance fee equal to the lesser of $30 or 2% of Account Value. For non-qualified annuities, the fee will only apply if the Account Value is less than $25,000 at the time the fee is assessed. The fee will not apply if it is assessed 30 days prior to a surrender request.

■

The initial Account Value will be equal to any death benefit (including any optional death benefit) that would have been payable to the beneficiary if the beneficiary had taken a lump sum distribution.

■	The available Sub-accounts will be among those available to the Owner at the time of death, however certain Sub-Accounts may not be available.
■	The beneficiary may request transfers among Sub-accounts, subject to the same limitations and restrictions that applied to the Owner. Transfers in excess of 20 per year will incur a $10 transfer fee.
■

No Fixed Allocations or fixed interest rate options will be offered for the non-qualified Beneficiary Continuation Options. However, for qualified Annuities, the Fixed Allocations will be those offered at the time the Beneficiary Continuation Option is elected.

■	No additional purchase payments can be applied to the Annuity.
■	The basic death benefit and any optional benefits elected by the Owner will no longer apply to the beneficiary.
■

The beneficiary can request a withdrawal of all or a portion of the Account Value at any time, unless the Beneficiary Continuation Option was the payout predetermined by the Owner and the Owner restricted the beneficiary’s withdrawal rights.

■	Withdrawals are not subject to CDSC.
■

Upon the death of the beneficiary, any remaining Account Value will be paid in a lump sum to the person(s) named by the beneficiary (successor), unless the successor chooses to continue receiving payments.

■

If the beneficiary elects to receive the death benefit proceeds under the Beneficiary Continuation Option, we must receive the election in good order at least 14 days prior to the first required distribution. If, for any reason, the election impedes our ability to complete the first distribution by the required date, we will be unable to accept the election.

Currently only Investment Options corresponding to Portfolios of the Advanced Series Trust are available under the Beneficiary Continuation Option.

In addition to the materials referenced above, the Beneficiary will be provided with a prospectus and a settlement agreement describing the Beneficiary Continuation Option. We may pay compensation to the broker-dealer of record on the Annuity based on amounts held in the Beneficiary Continuation Option. Please contact us for additional information on the availability, restrictions and limitations that will apply to a beneficiary under the Beneficiary Continuation Option.

Spousal Assumption of Annuity

You may name your spouse as your beneficiary. If you and your spouse own your Annuity jointly, we assume that the sole primary beneficiary will be the surviving spouse unless you elect an alternative Beneficiary Designation. Unless you elect an alternative beneficiary Designation or the Annuity is held as a Beneficiary Annuity, the spouse Beneficiary may elect to assume ownership of the Annuity instead of taking the Death Benefit payment. Any Death Benefit (including any optional Death Benefits) that would have been payable to the Beneficiary will become the new Account Value as of the date we receive due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the surviving spouse, the new Account Value will be considered as the initial Purchase Payment. No CDSC will apply to the new Account Value. However, any additional purchase payments applied after the date the assumption is effective will be subject to all provisions of the Annuity, including any CDSC that may apply to the additional purchase payments.

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A surviving spouse’s ability to continue ownership of the Annuity may be impacted by the Defense of Marriage Act (see “Managing Your Annuity – Spousal Designations”). Please consult your tax or legal adviser for more information about such impact in your state.

See the section entitled “Managing Your Annuity – Spousal Designations” and “Contingent Annuitant” for a discussion of the treatment of a spousal Contingent Annuitant in the case of the death of the Annuitant in an Annuity owned by a Custodial Account.

Are there any Exceptions to these Rules for Paying the Death Benefit?

Yes, there are exceptions that apply no matter how your Death Benefit is calculated. There are exceptions to the Death Benefit if the decedent was not the Owner or Annuitant as of the Issue Date (or within 60 days thereafter) and did not become the Owner or Annuitant due to the prior Owner’s or Annuitant’s death. Any Death Benefit (including any optional Death Benefit) that applies will be suspended for a two-year period from the date he or she first became Owner or Annuitant. After the two-year suspension period is completed, the Death Benefit is the same as if this person had been an Owner or Annuitant on the Issue Date.

When do you determine the Death Benefit?

We determine the amount of the Death Benefit as of the date we receive “due proof of death” (and in certain limited circumstances as of the date of death), any instructions we require to determine the method of payment and any other written representations we require to determine the proper payment of the Death Benefit. “Due proof of death” may include a certified copy of a death certificate, a certified copy of a decree of a court of competent jurisdiction as to the finding of death or other satisfactory proof of death. Upon our receipt of “due proof of death” we automatically transfer the Death Benefit to the AST Money Market Sub-account until we further determine the universe of eligible Beneficiaries. Once the universe of eligible Beneficiaries has been determined each eligible Beneficiary may allocate his or her eligible share of the Death Benefit to an eligible annuity payment option.

Each Beneficiary must make an election as to the method they wish to receive their portion of the Death Benefit. Absent an election of a Death Benefit payment method, no Death Benefit can be paid to the Beneficiary. We may require written acknowledgment of all named Beneficiaries before we can pay the Death Benefit. During the period from the date of death until we receive all required paper work, the amount of the Death Benefit is impacted by the Insurance Charge and may be subject to market fluctuations.

EXCEPTIONS TO AMOUNT OF DEATH BENEFIT

There are certain exceptions to the amount of the Death Benefit.

Submission of Due Proof of Death after One Year. If we receive Due Proof of Death more than one year after the date of death, we reserve the right to limit the Death Benefit to the Account Value on the date we receive Due Proof of Death (i.e., we would not pay the minimum Death Benefit or any Optional Death Benefit).

Death Benefit Suspension Period. You should be aware that there is a Death Benefit suspension period (unless prohibited by applicable law). If the decedent was not the Owner or Annuitant as of the Issue Date, (or within 60 days thereafter), and did not become the Owner or Annuitant due to the prior Owner’s or Annuitant’s death, any Death Benefit (including any optional Death Benefit) that applies will be suspended for a two-year period as to that person from the date he or she first became Owner or Annuitant. While the two year suspension is in effect, the Death Benefit amount will equal the Account Value plus the Interim Value in the MVA Fixed Allocations, less (if allowed by applicable state law) any Purchase Credits (for Optimum Plus) granted during the period beginning 12 months prior to decedent’s date of death and ending on the date we receive Due Proof of death. Thus, if you had elected an Optional Death Benefit, and the suspension were in effect, you would be paying the fee for the Optional Death Benefit even though during the suspension period your Death Benefit would have been limited to the Account Value plus the Interim Value in the MVA Fixed Allocations. After the two year suspension period is completed, the Death Benefit is the same as if the suspension period had not been in force. See the section of the prospectus above generally with regard to changes of Owner and Annuitant that are allowable.

Beneficiary Annuity. With respect to a Beneficiary Annuity, the Death Benefit is triggered by the death of the beneficial Owner (or the Key Life, if entity-owned). However, if the Annuity is held as a Beneficiary Annuity, the Owner is an entity, and the Key Life is already deceased, then no Death Benefit is payable upon the death of the beneficial Owner.

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VALUING YOUR INVESTMENT

HOW IS MY ACCOUNT VALUE DETERMINED?

During the accumulation period, your Annuity has an Account Value. The Account Value is determined separately for each Sub-account allocation and for each Fixed Allocation. The Account Value is the sum of the values of each Sub-account allocation and the value of each Fixed Allocation. For Annuities with a Highest Daily Lifetime Five election, Account Value also includes the value of any allocation to the Benefit Fixed Rate Account. See the “Living Benefits – Highest Daily Lifetime Five” section of the Prospectus for a description of the Benefit Fixed Rate Account. The Account Value does not reflect any CDSC that may apply to a withdrawal or surrender. With respect to Optimum and Optimum Four, the Account Value includes any Loyalty Credit we apply. With respect to Optimum Plus, the Account Value includes any Credits we applied to your Purchase Payments which we are entitled to take back under certain circumstances. When determining the Account Value on a day more than 30 days prior to an MVA Fixed Allocation’s Maturity Date, the Account Value may include any Market Value Adjustment that would apply to an MVA Fixed Allocation (if withdrawn or transferred) on that day.

WHAT IS THE SURRENDER VALUE OF MY ANNUITY?

The Surrender Value of your Annuity is the value available to you on any day during the accumulation period. The Surrender Value is defined under “Glossary of Terms” above.

HOW AND WHEN DO YOU VALUE THE SUB-ACCOUNTS?

When you allocate Account Value to a Sub-account, you are purchasing units of the Sub-account. Each Sub-account invests exclusively in shares of an underlying Portfolio. The value of the Units fluctuates with the market fluctuations of the Portfolios. The value of the Units also reflects the daily accrual for the Insurance Charge, the Distribution Charge (if applicable), and if you elected one or more optional benefits whose annual charge is deducted daily, the additional charge made for such benefits. There may be several different Unit Prices for each Sub-account to reflect the Insurance Charge, any Distribution Charge and the charges for any optional benefits. The Unit Price for the Units you purchase will be based on the total charges for the benefits that apply to your Annuity. See the section entitled “What Happens to My Units When There is a Change in Daily Asset-Based Charges?” for a detailed discussion of how Units are purchased and redeemed to reflect changes in the daily charges that apply to your Annuity.

Each Valuation Day, we determine the price for a Unit of each Sub-account, called the “Unit Price.” The Unit Price is used for determining the value of transactions involving Units of the Sub-accounts. We determine the number of Units involved in any transaction by dividing the dollar value of the transaction by the Unit Price of the Sub-account as of the Valuation Day.

Example

Assume you allocate $5,000 to a Sub-account. On the Valuation Day you make the allocation, the Unit Price is $14.83. Your $5,000 buys 337.154 Units of the Sub-account. Assume that later, you wish to transfer $3,000 of your Account Value out of that Sub-account and into another Sub-account. On the Valuation Day you request the transfer, the Unit Price of the original Sub-account has increased to $16.79 and the Unit Price of the new Sub-account is $17.83. To transfer $3,000, we sell 178.677 Units at the current Unit Price, leaving you 158.477 Units. We then buy $3,000 of Units of the new Sub-account at the Unit Price of $17.83. You would then have 168.255 Units of the new Sub-account.

HOW DO YOU VALUE FIXED ALLOCATIONS?

During the Guarantee Period, we use the concept of an Interim Value. The Interim Value can be calculated on any day and is equal to the initial value allocated to an MVA Fixed Allocation plus all interest credited to an MVA Fixed Allocation as of the date calculated. The Interim Value does not include the impact of any Market Value Adjustment. If you made any transfers or withdrawals from an MVA Fixed Allocation, the Interim Value will reflect the withdrawal of those amounts and any interest credited to those amounts before they were withdrawn. To determine the Account Value of an MVA Fixed Allocation on any day more than 30 days prior to its Maturity Date, we multiply the Account Value of the MVA Fixed Allocation times the Market Value Adjustment factor.

WHEN DO YOU PROCESS AND VALUE TRANSACTIONS?

Prudential Annuities is generally open to process financial transactions on those days that the New York Stock Exchange (NYSE) is open for trading. There may be circumstances where the NYSE does not open on a regularly scheduled date or time or closes at an earlier time than scheduled (normally 4:00 p.m. EST). Generally, financial transactions requested before the close of the NYSE which meet our requirements will be processed according to the value next determined following the close of business. Financial transactions requested on a non-Valuation Day or after the close of the NYSE will be processed based on the value next computed on the next Valuation Day. There may be circumstances when the opening or closing time of the NYSE is different than other major stock exchanges, such as NASDAQ or the American Stock Exchange. Under such circumstances, the closing time of the NYSE will be used when valuing and processing transactions.

There may be circumstances where the NYSE is open, however, due to inclement weather, natural disaster or other circumstances beyond our control, our offices may be closed or our business processing capabilities may be restricted. Under those circumstances, your Account Value may fluctuate based on changes in the Unit Values, but you may not be able to transfer Account Value, or make a purchase or redemption request.

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The NYSE is closed on the following nationally recognized holidays: New Year’s Day, Martin Luther King, Jr. Day, Washington’s Birthday, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving, and Christmas. On those dates, we will not process any financial transactions involving purchase or redemption orders.

Prudential Annuities will also not process financial transactions involving purchase or redemption orders or transfers on any day that:

■	trading on the NYSE is restricted;
■	an emergency as determined by the SEC, exists making redemption or valuation of securities held in the separate account impractical; or
■	the SEC, by order, permits the suspension or postponement for the protection of security holders.

If, pursuant to SEC rules, the AST Money Market Portfolio suspends payment of redemption proceeds in connection with a liquidation of the Portfolio, we will delay payment of any transfer, full or partial withdrawal, or death benefit from the AST Money Market Sub-account until the Portfolio is liquidated.

Initial Purchase Payments: We are required to allocate your initial Purchase Payment to the Sub-accounts within two (2) Valuation Days after we receive all of our requirements at our office to issue an Annuity. If we do not have all the required information to allow us to issue your Annuity, we may retain the Purchase Payment while we try to reach you or your representative to obtain all of our requirements. If we are unable to obtain all of our required information within five (5) Valuation Days, we are required to return the Purchase Payment to you at that time, unless you specifically consent to our retaining the Purchase Payment while we gather the required information. Once we obtain the required information, we will invest the Purchase Payment (and any associated Credits with respect to Optimum Plus) and issue an Annuity within two (2) Valuation Days. With respect to both your initial Purchase Payment and any subsequent Purchase Payment that is pending investment in our separate account, we may hold the amount temporarily in our general account and may earn interest on such amount. You will not be credited with interest during that period.

As permitted by applicable law, the broker-dealer firm through which you purchase your Annuity may forward your initial Purchase Payment to us prior to approval of your purchase by a registered principal of the firm. These arrangements are subject to a number of regulatory requirements, including that until such time that the insurer is notified of the firm’s principal approval and is provided with the application, or is notified of the firm principal’s rejection, customer funds will be held by the insurer in a segregated bank account. In addition, the insurer must promptly return the customer’s funds at the customer’s request prior to the firm’s principal approval or upon the firm’s rejection of the application. The monies held in the bank account will be held in a suspense account within our general account and we may earn interest on amounts held in that suspense account. Contract owners will not be credited with any interest earned on amounts held in that suspense account. Neither will the amounts be reduced nor increased due to market fluctuations during that period. The monies in such suspense account may be subject to our general creditors. Moreover, because the FINRA rule authorizing the use of such accounts is new, there may be uncertainty as to the segregation and treatment of such insurance company general account assets under applicable Federal and State laws.

Additional Purchase Payments: We will apply any additional Purchase Payments (and any associated Credit with respect to Optimum Plus) on the Valuation Day that we receive the Purchase Payment at our office with satisfactory allocation instructions. We may limit, restrict, suspend or reject any additional purchase payments at any time, on a non-discriminatory basis. Please see “Living Benefits” for further information on additional purchase payments.

Scheduled Transactions: Scheduled transactions include transfers made in connection with dollar cost averaging, the asset allocation program, auto-rebalancing, systematic withdrawals, systematic investments, required minimum distributions, substantially equal periodic payments under Section 72(t) of the Code, or annuity payments. Scheduled transactions are processed and valued as of the date they are scheduled, unless the scheduled day is not a Valuation Day. In that case, the transaction will be processed and valued on the next Valuation Day, unless (with respect to required minimum distributions, substantially equal periodic payments under Section 72(t)/72(q) of the Code, systematic withdrawals and annuity payments only), the next Valuation Day falls in the subsequent calendar year, in which case the transaction will be processed and valued on the prior Valuation Day.

In addition, if: you are taking your Annual Income Amount through our systematic withdrawal program; and the scheduled day is not a Valuation Day; and the next Valuation Day will occur in a new contract year, the transaction will be processed and valued on the prior Valuation Day.

Unscheduled Transactions: “Unscheduled” transactions include any other non-scheduled transfers and requests for Partial Withdrawals or Free Withdrawals or Surrenders. With respect to certain written requests to withdraw Account Value, we may seek to verify the requesting Owner’s signature. Specifically, we reserve the right to perform a signature verification for (a) any withdrawal exceeding a certain dollar amount and (b) a withdrawal exceeding a certain dollar amount if the payee is someone other than the Owner. In addition, we will not honor a withdrawal request in which the requested payee is the Financial Professional or agent of record. We reserve the right to request a signature guarantee with respect to a written withdrawal request. If we do perform a signature verification, we will pay the withdrawal proceeds within 7 days after the withdrawal request was received by us in good order, and will process the transaction in accordance with the discussion in “When Do You Process And Value Transactions?”

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Medically-Related Surrenders & Death Benefits: Medically-Related Surrender requests and Death Benefit claims require our review and evaluation before processing. We price such transactions as of the date we receive at our Office all supporting documentation we require for such transactions and that are satisfactory to us.

We are generally required by law to pay any surrender request or death benefit claims from the Separate Account within 7 days of our receipt of your request in good order.

WHAT HAPPENS TO MY UNITS WHEN THERE IS A CHANGE IN DAILY ASSET-BASED CHARGES?

Distribution Charge Applicable to Optimum and Optimum Plus: At the end of the Period during which the Distribution Charge applies, your Annuity will become subject to a different daily asset-based charge. We will process a transaction where your Account Value allocated to the Sub-accounts will be used to purchase new Units of the Sub-accounts that reflect the Insurance Charge (and the charge for any optional benefits you have elected) but not the Distribution Charge. The number of Units attributed to your Annuity will be decreased and the Unit Price of each unit of the Sub-accounts in which you invested will be increased. The adjustment in the number of Units and Unit Price will not affect your Account Value. Beginning on that date, your Account Value will be determined based on the change in the value of Units that reflect the Insurance Charge and any other optional benefits that you have elected.

Termination of Optional Benefits: Except for the Guaranteed Minimum Income Benefit, generally the “Combination 5% Roll-up and Highest Anniversary Value Death Benefit” and the Highest Daily Value Death Benefit, which cannot be terminated by the owner once elected, if any optional benefit terminates, we will no longer deduct the charge we apply to purchase the optional benefit. Certain optional benefits may be added after you have purchased your Annuity. On the date a charge no longer applies or a charge for an optional benefit begins to be deducted, your Annuity will become subject to a different daily asset-based charge. This change may result in the number of Units attributed to your Annuity and the value of those Units being different than it was before the change; however, the adjustment in the number of Units and Unit Price will not affect your Account Value (although the change in charges that are deducted will affect your Account Value).

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TAX CONSIDERATIONS

The tax considerations associated with an Annuity vary depending on whether the contract is (i) owned by an individual or non-natural person, and not associated with a tax-favored retirement plan, or (ii) held under a tax-favored retirement plan. We discuss the tax considerations for these categories of contracts below. The discussion is general in nature and describes only federal income tax law (not state or other tax laws). It is based on current law and interpretations which may change. The information provided is not intended as tax advice. You should consult with a qualified tax advisor for complete information and advice. References to Purchase Payments below relate to the cost basis in your contract. Generally, the cost basis in a contract not associated with a tax-favored retirement plan is the amount you pay into your contract, or into annuities exchanged for your contract, on an after-tax basis less any withdrawals of such payments. Cost basis for a tax-favored retirement plan is provided only in limited circumstances, such as for contributions to a Roth IRA or nondeductible IRA.

The discussion below generally assumes that the Annuity is issued to the Annuity Owner. For Annuities issued under the Beneficiary Continuation Option or as a Beneficiary Annuity, refer to the Taxes Payable by Beneficiaries for Nonqualified Annuity Contracts and Required Distributions Upon Your Death for Qualified Annuity Contracts in this Tax Considerations section.

Same Sex Couples

The summary that follows includes a description of certain spousal rights under the contract and our administration of such spousal rights and related tax reporting. Prior to a recent Supreme Court decision, and consistent with Section 3 of the federal Defense of Marriage Act (“DOMA”), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in United States v. Windsor, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing for federal law purposes a valid same sex marriage. The Windsor decision means that the favorable tax benefits afforded by the federal tax law to an opposite sex spouse under the Internal Revenue Code (IRC) are now available to a same sex spouse.

On August 29, 2013, the Internal Revenue Service (“IRS”) issued guidance on its position regarding same sex marriages for federal tax purposes. If a couple is married in a jurisdiction (including a foreign country) that recognizes same sex marriages, that marriage will be recognized for all federal tax purposes regardless of the law in the jurisdiction where they reside. However, the IRS did not recognize civil unions and registered domestic partnerships as marriages for federal tax purposes. Currently, if a state does not recognize a civil union or a registered domestic partnership as a marriage, it is not a marriage for federal tax purposes.

There are several unanswered questions regarding the scope and impact of the Windsor case both as to the application of federal and state tax law. Absent further guidance from a state to the contrary, we will tax report and withhold at the state level consistent with the characterization of a given transaction under federal tax law (for example, a tax free rollover).

Please consult with your tax or legal advisor before electing the Spousal Benefit for a same sex spouse or civil union partner.

NONQUALIFIED ANNUITY CONTRACTS

In general, as used in this prospectus, a Nonqualified Annuity is owned by an individual or non-natural person and is not associated with a tax-favored retirement plan.

Taxes Payable by You

We believe the Annuity is an annuity contract for tax purposes. Accordingly, as a general rule, you should not pay any tax until you receive money under the contract. Generally, annuity contracts issued by the same company (and affiliates) to you during the same calendar year must be treated as one annuity contract for purposes of determining the amount subject to tax under the rules described below. Charges for investment advisory fees that are taken from the contract are treated as a partial withdrawal from the contract and will be reported as such to the contract Owner.

It is possible that the Internal Revenue Service (IRS) could assert that some or all of the charges for the optional living benefits under the contract should be treated for federal income tax purposes as a partial withdrawal from the contract. If this were the case, the charge for this benefit could be deemed a withdrawal and treated as taxable to the extent there are earnings in the contract. Additionally, for Owners under age 59 1/2, the taxable income attributable to the charge for the benefit could be subject to a tax penalty. If the IRS determines that the charges for one or more benefits under the contract are taxable withdrawals, then the sole or surviving Owner will be provided with a notice from us describing available alternatives regarding these benefits.

You must commence annuity payments or surrender your Annuity no later than the first day of the calendar month next following the maximum Annuity date for your Annuity. For some of our contracts, you are able to choose to defer the Annuity Date beyond the default Annuity date described in your Annuity. However, the IRS may not then consider your contract to be an annuity under the tax law.

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Taxes on Withdrawals and Surrender

If you make a withdrawal from your contract or surrender it before annuity payments begin, the amount you receive will be taxed as ordinary income, rather than as return of Purchase Payments, until all gain has been withdrawn. Once all gain has been withdrawn, payments will be treated as a nontaxable return of Purchase Payments until all Purchase Payments have been returned. After all Purchase Payments are returned, all subsequent amounts will be taxed as ordinary income. You will generally be taxed on any withdrawals from the contract while you are alive even if the withdrawal is paid to someone else. Withdrawals under any of the optional living benefits or as a systematic payment are taxed under these rules. If you assign or pledge all or part of your contract as collateral for a loan, the part assigned generally will be treated as a withdrawal and subject to income tax to the extent of gain. If you transfer your contract for less than full consideration, such as by gift, you will also trigger tax on any gain in the contract. This rule does not apply if you transfer the contract to your spouse or under most circumstances if you transfer the contract incident to divorce.

If you choose to receive payments under an interest payment option, or a Beneficiary chooses to receive a death benefit under an interest payment option, that election will be treated, for tax purposes, as surrendering your Annuity and will immediately subject any gain in the contract to income tax.

Taxes on Annuity Payments

A portion of each annuity payment you receive will be treated as a partial return of your Purchase Payments and will not be taxed. The remaining portion will be taxed as ordinary income. Generally, the nontaxable portion is determined by multiplying the annuity payment you receive by a fraction, the numerator of which is your Purchase Payments (less any amounts previously received tax-free) and the denominator of which is the total expected payments under the contract. After the full amount of your Purchase Payments has been recovered tax-free, the full amount of the annuity payments will be taxable. If annuity payments stop due to the death of the Annuitant before the full amount of your Purchase Payments have been recovered, a tax deduction may be allowed for the unrecovered amount.

If your Account Value is reduced to zero but the Annuity remains in force due to a benefit provision, further distributions from the Annuity will be reported as annuity payments, using an exclusion ratio based upon the undistributed purchase payments in the Annuity and the total value of the anticipated future payments until such time as all Purchase Payments have been recovered.

Please refer to your Annuity contract for the maximum Annuity Date, also described above.

Partial Annuitization

Individuals may partially annuitize their nonqualified annuity if the contract so permits. The tax law allows for a portion of a nonqualified annuity, endowment or life insurance contract to be annuitized while the balance is not annuitized. The annuitized portion must be paid out over 10 or more years or over the lives of one or more individuals. The annuitized portion of the contract is treated as a separate contract for purposes of determining taxability of the payments under IRC section 72. We do not currently permit partial annuitization.

Medicare Tax on Net Investment Income

The Patient Protection and Affordable Care Act, also known as the 2010 Health Care Act, included a new Medicare tax on investment income. This new tax, which became effective in 2013, assesses a 3.8% surtax on the lesser of (1) net investment income or (2) the excess of “modified adjusted gross income” over a threshold amount. The “threshold amount” is $250,000 for married taxpayers filing jointly, $125,000 for married taxpayers filing separately, $200,000 for single taxpayers, and approximately $12,000 for trusts. The taxable portion of payments received as a withdrawal, surrender, annuity payment, death benefit payment or any other actual or deemed distribution under the contract will be considered investment income for purposes of this surtax.

Tax Penalty for Early Withdrawal from a Nonqualified Annuity Contract

You may owe a 10% tax penalty on the taxable part of distributions received from your Nonqualified Annuity contract before you attain age 59 1/2. Amounts are not subject to this tax penalty if:

■	the amount is paid on or after you reach age 59 1/2 or die;
■	the amount received is attributable to your becoming disabled;
■

generally the amount paid or received is in the form of substantially equal payments (as defined in the Code) not less frequently than annually (please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years and modification of payments during that time period will result in retroactive application of the 10% tax penalty); or

■	the amount received is paid under an immediate annuity contract (in which annuity payments begin within one year of purchase).

Other exceptions to this tax may apply. You should consult your tax advisor for further details.

Special Rules in Relation to Tax-free Exchanges Under Section 1035

Section 1035 of the Code permits certain tax-free exchanges of a life insurance, annuity or endowment contract for an annuity, including tax-free exchanges of annuity death benefits for a Beneficiary Annuity. Partial surrenders may be treated in the same way as tax-free 1035 exchanges of entire contracts, therefore avoiding current taxation of the partially exchanged amount as well as the 10% tax penalty on pre-age 59 1/2 withdrawals. In Revenue Procedure 2011-38, the IRS has indicated that, for exchanges on or after

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October 24, 2011, where there is a surrender or distribution from either the initial annuity contract or receiving annuity contract within 180 days of the date on which the partial exchange was completed, the IRS will apply general tax rules to determine the substance and treatment of the original transfer. We strongly urge you to discuss any transaction of this type with your tax advisor before proceeding with the transaction.

If an Annuity is purchased through a tax-free exchange of a life insurance, annuity or endowment contract that was purchased prior to August 14, 1982, then any Purchase Payments made to the original contract prior to August 14, 1982 will be treated as made to the new contract prior to that date. Generally, such pre-August 14, 1982 withdrawals are treated as a recovery of your investment in the contract first until Purchase Payments made before August 14, 1982 are withdrawn. Moreover, income allocable to Purchase Payments made before August 14, 1982, is not subject to the 10% tax penalty.

Taxes Payable by Beneficiaries for Nonqualified Annuity Contracts

The Death Benefit options are subject to ordinary income tax to the extent the distribution exceeds the cost basis in the contract. The value of the Death Benefit, as determined under federal law, is also included in the Owner’s estate for federal estate tax purposes. Generally, the same tax rules described above would also apply to amounts received by your Beneficiary. Choosing an option other than a lump sum Death Benefit may defer taxes. Certain minimum distribution requirements apply upon your death, as discussed further below in the Annuity Qualification section. Tax consequences to the Beneficiary vary depending upon the Death Benefit payment option selected. Generally, for payment of the Death Benefit

■	As a lump sum payment: the Beneficiary is taxed in the year of payment on gain in the contract.
■	Within 5 years of death of Owner: the Beneficiary is taxed as amounts are withdrawn (in this case gain is treated as being distributed first).
■

Under an annuity or annuity settlement option with distribution beginning within one year of the date of death of the Owner: the Beneficiary is taxed on each payment (part will be treated as gain and part as return of Purchase Payments).

Considerations for Contingent Annuitants: We may allow the naming of a contingent Annuitant when a Nonqualified Annuity contract is held by a pension plan or a tax favored retirement plan, or held by a Custodial Account (as defined earlier in this prospectus). In such a situation, the Annuity may no longer qualify for tax deferral where the Annuity contract continues after the death of the Annuitant. However, tax deferral should be provided instead by the pension plan, tax favored retirement plan, or Custodial Account. We may also allow the naming of a contingent annuitant when a Nonqualified Annuity contract is held by an entity owner when such contracts do not qualify for tax deferral under the current tax law. This does not supersede any benefit language which may restrict the use of the contingent annuitant.

Reporting and Withholding on Distributions

Taxable amounts distributed from an Annuity are subject to federal and state income tax reporting and withholding. In general, we will withhold federal income tax from the taxable portion of such distribution based on the type of distribution. In the case of an annuity or similar periodic payment, we will withhold as if you are a married individual with three (3) exemptions unless you designate a different withholding status. If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default. In the case of all other distributions, we will withhold at a 10% rate. You may generally elect not to have tax withheld from your payments. An election out of withholding must be made on forms that we provide. If you are a U.S. person (including resident alien), and your address of record is a non-U.S. address, we are required to withhold income tax unless you provide us with a U.S. residential address.

State income tax withholding rules vary and we will withhold based on the rules of your State of residence. Special tax rules apply to withholding for nonresident aliens, and we generally withhold income tax for nonresident aliens at a 30% rate. A different withholding rate may be applicable to a nonresident alien based on the terms of an existing income tax treaty between the United States and the nonresident alien’s country. Please refer to the discussion below regarding withholding rules for a Qualified Annuity.

Regardless of the amount withheld by us, you are liable for payment of federal and state income tax on the taxable portion of annuity distributions. You should consult with your tax advisor regarding the payment of the correct amount of these income taxes and potential liability if you fail to pay such taxes.

Entity Owners

Where a contract is held by a non-natural person (e.g. a corporation), other than as an agent or nominee for a natural person (or in other limited circumstances), the contract will not be taxed as an annuity and increases in the value of the contract over its cost basis will be subject to tax annually.

Where a contract is issued to a Charitable Remainder Trust (CRT), the contract will not be taxed as an annuity and increases in the value of the contract over its cost basis will be subject to tax annually. As there are charges for the optional living benefits described elsewhere in this prospectus, and such charges reduce the contract value of the Annuity, trustees of the CRT should discuss with their legal advisors whether election of such optional living benefits violates their fiduciary duty to the remainder beneficiary.

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Where a contract is issued to a trust, and such trust is characterized as a grantor trust under the Code, such contract shall not be considered to be held by a non-natural person and will be subject to the tax reporting and withholding requirements generally applicable to a Nonqualified Annuity. At this time, we will not issue an Annuity to grantor trusts with multiple grantors.

At this time, we will not issue an Annuity to a grantor trust where the Grantor is not also the Annuitant. Where a previously issued contract was structured so that it is owned by a grantor trust but the Annuitant is not the grantor, then the contract is required to terminate upon the death of the grantor of the trust if the grantor pre-deceases the Annuitant under Section 72(s) of the Code. Under this circumstance, the contract value will be paid out to the trust and it is not eligible for the death benefit provided under the contract.

Annuity Qualification

Diversification And Investor Control. In order to qualify for the tax rules applicable to annuity contracts described above, the assets underlying the Sub-accounts of an Annuity must be diversified, according to certain rules under the Internal Revenue Code. Each portfolio is required to diversify its investments each quarter so that no more than 55% of the value of its assets is represented by any one investment, no more than 70% is represented by any two investments, no more than 80% is represented by any three investments, and no more than 90% is represented by any four investments. Generally, securities of a single issuer are treated as one investment and obligations of each U.S. Government agency and instrumentality (such as the Government National Mortgage Association) are treated as issued by separate issuers. In addition, any security issued, guaranteed or insured (to the extent so guaranteed or insured) by the United States or an instrumentality of the U.S. will be treated as a security issued by the U.S. Government or its instrumentality, where applicable. We believe the Portfolios underlying the variable Investment Options of the Annuity meet these diversification requirements.

An additional requirement for qualification for the tax treatment described above is that we, and not you as the contract Owner, must have sufficient control over the underlying assets to be treated as the Owner of the underlying assets for tax purposes. While we also believe these investor control rules will be met, the Treasury Department may promulgate guidelines under which a variable annuity will not be treated as an annuity for tax purposes if persons with ownership rights have excessive control over the investments underlying such variable annuity. It is unclear whether such guidelines, if in fact promulgated, would have retroactive effect. It is also unclear what effect, if any, such guidelines might have on transfers between the Investment Options offered pursuant to this prospectus. We reserve the right to take any action, including modifications to your Annuity or the Investment Options, required to comply with such guidelines if promulgated. Any such changes will apply uniformly to affected Owners and will be made with such notice to affected Owners as is feasible under the circumstances.

Required Distributions Upon Your Death for Nonqualified Annuity Contracts. Upon your death, certain distributions must be made under the contract. The required distributions depend on whether you die before you start taking annuity payments under the contract or after you start taking annuity payments under the contract. If you die on or after the Annuity Date, the remaining portion of the interest in the contract must be distributed at least as rapidly as under the method of distribution being used as of the date of death. If you die before the Annuity Date, the entire interest in the contract must be distributed within 5 years after the date of death, or as periodic payments over a period not extending beyond the life or life expectancy of the designated Beneficiary (provided such payments begin within one year of your death). Your designated Beneficiary is the person to whom benefit rights under the contract pass by reason of death, and must be a natural person in order to elect a periodic payment option based on life expectancy or a period exceeding five years. Additionally, if the Annuity is payable to (or for the benefit of) your surviving spouse, that portion of the contract may be continued with your spouse as the Owner. For Nonqualified annuity contracts owned by a non-natural person, the required distribution rules apply upon the death of the Annuitant. This means that for a contract held by a non-natural person (such as a trust) for which there is named a co-annuitant, then such required distributions will be triggered by the death of the first co-annuitants to die.

Changes In Your Annuity. We reserve the right to make any changes we deem necessary to assure that your Annuity qualifies as an annuity contract for tax purposes. Any such changes will apply to all contract Owners and you will be given notice to the extent feasible under the circumstances.

QUALIFIED ANNUITY CONTRACTS

In general, as used in this prospectus, a Qualified Annuity is an Annuity contract with applicable endorsements for a tax-favored plan or a Nonqualified Annuity contract held by a tax-favored retirement plan.

The following is a general discussion of the tax considerations for Qualified Annuity contracts. This Annuity may or may not be available for all types of the tax-favored retirement plans discussed below. This discussion assumes that you have satisfied the eligibility requirements for any tax-favored retirement plan. Please consult your Financial Professional prior to purchase to confirm if this contract is available for a particular type of tax-favored retirement plan or whether we will accept the type of contribution you intend for this contract.

A Qualified annuity may typically be purchased for use in connection with:

■	Individual retirement accounts and annuities (IRAs), including inherited IRAs (which we refer to as a Beneficiary IRA), which are subject to Sections 408(a) and 408(b) of the Code;

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■	Roth IRAs, including inherited Roth IRAs (which we refer to as a Beneficiary Roth IRA) under Section 408A of the Code;
■	A corporate Pension or Profit-sharing plan (subject to 401(a) of the Code);
■	H.R. 10 plans (also known as Keogh Plans, subject to 401(a) of the Code)
■	Tax Sheltered Annuities (subject to 403(b) of the Code, also known as Tax Deferred Annuities or TDAs);
■	Section 457 plans (subject to 457 of the Code).

A Nonqualified annuity may also be purchased by a 401(a) trust or custodial IRA or Roth IRA account, or a Section 457 plan, which can hold other permissible assets. The terms and administration of the trust or custodial account or plan in accordance with the laws and regulations for 401(a) plans, IRAs or Roth IRAs, or a Section 457 plan, as applicable, are the responsibility of the applicable trustee or custodian.

You should be aware that tax favored plans such as IRAs generally provide income tax deferral regardless of whether they invest in annuity contracts. This means that when a tax favored plan invests in an annuity contract, it generally does not result in any additional tax benefits (such as income tax deferral and income tax free transfers).

Types of Tax-favored Plans

IRAs. If you buy an Annuity for use as an IRA, we will provide you a copy of the prospectus and contract. The “IRA Disclosure Statement” and “Roth IRA Disclosure Statement” which accompany the prospectus contain information about eligibility, contribution limits, tax particulars, and other IRA information. In addition to this information (some of which is summarized below), the IRS requires that you have a “Free Look” after making an initial contribution to the contract. During this time, you can cancel the Annuity by notifying us in writing, and we will refund all of the Purchase Payments under the Annuity (or, if provided by applicable state law, the amount credited under the Annuity, if greater), less any applicable federal and state income tax withholding.

Contributions Limits/Rollovers. Subject to the minimum Purchase Payment requirements of an Annuity, you may purchase an Annuity for an IRA in connection with a “rollover” of amounts from a qualified retirement plan, as a transfer from another IRA, by making a contribution consisting of your IRA contributions and catch-up contributions, if applicable, attributable to the prior year during the period from January 1 to April 15 (or the applicable due date of your federal income tax return, without extension), or as a current year contribution. In 2014 the contribution limit is $5,500. The contribution amount is indexed for inflation. The tax law also provides for a catch-up provision for individuals who are age 50 and above, allowing these individuals an additional $1,000 contribution each year. The catch-up amount is not indexed for inflation.

The “rollover” rules under the Code are fairly technical; however, an individual (or his or her surviving spouse) may generally “roll over” certain distributions from tax favored retirement plans (either directly or within 60 days from the date of these distributions) if he or she meets the requirements for distribution. Once you buy an Annuity, you can make regular IRA contributions under the Annuity (to the extent permitted by law). However, if you make such regular IRA contributions, you should note that you will not be able to treat the contract as a “conduit IRA”, which means that you will not retain possible favorable tax treatment if you subsequently “roll over” the contract funds originally derived from a qualified retirement plan or TDA into another Section 401(a) plan or TDA.

In some circumstances, non-spouse Beneficiaries may roll over to an IRA amounts due from qualified plans, 403(b) plans, and governmental 457(b) plans. However, the rollover rules applicable to non-spouse Beneficiaries under the Code are more restrictive than the rollover rules applicable to Owner/participants and spouse Beneficiaries. Generally, non-spouse Beneficiaries may roll over distributions from tax favored retirement plans only as a direct rollover, and if permitted by the plan. For plan years beginning after December 31, 2009, employer retirement plans are required to permit non-spouse Beneficiaries to roll over funds to an inherited IRA. An inherited IRA must be directly rolled over from the employer plan or transferred from an IRA and must be titled in the name of the deceased (i.e., John Doe deceased for the benefit of Jane Doe). No additional contributions can be made to an inherited IRA. In this prospectus, an inherited IRA is also referred to as a Beneficiary Annuity.

Required Provisions. Contracts that are IRAs (or endorsements that are part of the contract) must contain certain provisions:

■	You, as Owner of the contract, must be the “Annuitant” under the contract (except in certain cases involving the division of property under a decree of divorce);
■	Your rights as Owner are non-forfeitable;
■	You cannot sell, assign or pledge the contract;
■	The annual contribution you pay cannot be greater than the maximum amount allowed by law, including catch-up contributions if applicable (which does not include any rollover amounts);
■	The date on which required minimum distributions must begin cannot be later than April 1st of the calendar year after the calendar year you turn age 70 1/2; and
■	Death and annuity payments must meet Required Minimum Distribution rules described below.

Usually, the full amount of any distribution from an IRA (including a distribution from this contract) which is not a rollover is taxable. As taxable income, these distributions are subject to the general tax withholding rules described earlier regarding a Nonqualified Annuity. In addition to this normal tax liability, you may also be liable for the following, depending on your actions:

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■	A 10% early withdrawal penalty described below;
■	Liability for “prohibited transactions” if you, for example, borrow against the value of an IRA; or
■	Failure to take a Required Minimum Distribution, also described below.

SEPs. SEPs are a variation on a standard IRA, and contracts issued to a SEP must satisfy the same general requirements described under IRAs (above). There are, however, some differences:

■

If you participate in a SEP, you generally do not include in income any employer contributions made to the SEP on your behalf up to the lesser of (a) $52,000 in 2014, or (b) 25% of your taxable compensation paid by the contributing employer (not including the employer’s SEP contribution as compensation for these purposes). However, for these purposes, compensation in excess of certain limits established by the IRS will not be considered. In 2014, this limit is $260,000;

■	SEPs must satisfy certain participation and nondiscrimination requirements not generally applicable to IRAs; and
■

SEPs that contain a salary reduction or “SARSEP” provision prior to 1997 may permit salary deferrals up to $17,500 in 2014 with the employer making these contributions to the SEP. However, no new “salary reduction” or “SARSEPs” can be established after 1996. Individuals participating in a SARSEP who are age 50 or above by the end of the year will be permitted to contribute an additional $5,500 in 2014. These amounts are indexed for inflation. Not all Annuities issued by us are available for SARSEPs. You will also be provided the same information, and have the same “Free Look” period, as you would have if you purchased the contract for a standard IRA.

ROTH IRAs. The “Roth IRA Disclosure Statement” contains information about eligibility, contribution limits, tax particulars and other Roth IRA information. Like standard IRAs, income within a Roth IRA accumulates tax-free, and contributions are subject to specific limits. Roth IRAs have, however, the following differences:

■	Contributions to a Roth IRA cannot be deducted from your gross income;
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“Qualified distributions” from a Roth IRA are excludable from gross income. A “qualified distribution” is a distribution that satisfies two requirements: (1) the distribution must be made (a) after the Owner of the IRA attains age 59 1/2; (b) after the Owner’s death; (c) due to the Owner’s disability; or (d) for a qualified first time homebuyer distribution within the meaning of Section 72(t)(2)(F) of the Code; and (2) the distribution must be made in the year that is at least five tax years after the first year for which a contribution was made to any Roth IRA established for the Owner or five years after a rollover, transfer, or conversion was made from a traditional IRA to a Roth IRA. Distributions from a Roth IRA that are not qualified distributions will be treated as made first from contributions and then from earnings and earnings will be taxed generally in the same manner as distributions from a traditional IRA.

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If eligible (including meeting income limitations and earnings requirements), you may make contributions to a Roth IRA after attaining age 70 1/2, and distributions are not required to begin upon attaining such age or at any time thereafter.

Subject to the minimum Purchase Payment requirements of an Annuity, you may purchase an Annuity for a Roth IRA in connection with a “rollover” of amounts of another traditional IRA, SEP, SIMPLE-IRA, employer sponsored retirement plan (under sections 401(a) or 403(b) of the Code) or Roth IRA; or, if you meet certain income limitations, by making a contribution consisting of your Roth IRA contributions and catch-up contributions, if applicable, attributable to the prior year during the period from January 1 to April 15 (or the applicable due date of your federal income tax return, without extension), or as a current year contribution. The Code permits persons who receive certain qualifying distributions from such non-Roth IRAs, to directly rollover or make, within 60 days, a “rollover” of all or any part of the amount of such distribution to a Roth IRA which they establish. The conversion of non-Roth accounts triggers current taxation (but is not subject to a 10% early distribution penalty). Once an Annuity has been purchased, regular Roth IRA contributions will be accepted to the extent permitted by law. In addition, an individual receiving an eligible rollover distribution from a designated Roth account under an employer plan may roll over the distribution to a Roth IRA even if the individual is not eligible to make regular contributions to a Roth IRA. Non-spouse Beneficiaries receiving a distribution from an employer sponsored retirement plan under sections 401(a) or 403(b) of the Code can also directly roll over contributions to a Roth IRA. However, it is our understanding of the Code that non-spouse Beneficiaries cannot “rollover” benefits from a traditional IRA to a Roth IRA.

TDAs. In general, you may own a Tax Deferred Annuity (also known as a TDA, Tax Sheltered Annuity (TSA), 403(b) plan or 403(b) annuity) if you are an employee of a tax-exempt organization (as defined under Code Section 501(c)(3)) or a public educational organization, and you may make contributions to a TDA so long as your employer maintains such a plan and your rights to the annuity are non-forfeitable. Contributions to a TDA, and any earnings, are not taxable until distribution. You may also make contributions to a TDA under a salary reduction agreement, generally up to a maximum of $17,500 in 2014. Individuals participating in a TDA who are age 50 or above by the end of the year will be permitted to contribute an additional $5,500 in 2014. This amount is indexed for inflation. Further, you may roll over TDA amounts to another TDA or an IRA. You may also roll over TDA amounts to a qualified retirement plan, a SEP and a 457 government plan. A contract may generally only qualify as a TDA if distributions of salary deferrals (other than “grandfathered” amounts held as of December 31, 1988) may be made only on account of:

■	Your attainment of age 59 1/2;
■	Your severance of employment;
■	Your death;
■	Your total and permanent disability; or
■	Hardship (under limited circumstances, and only related to salary deferrals, not including earnings attributable to these amounts).

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In any event, you must begin receiving distributions from your TDA by April 1st of the calendar year after the calendar year you turn age 70 1/2 or retire, whichever is later. These distribution limits do not apply either to transfers or exchanges of investments under the contract, or to any “direct transfer” of your interest in the contract to another employer’s TDA plan or mutual fund “custodial account” described under Code Section 403(b)(7). Employer contributions to TDAs are subject to the same general contribution, nondiscrimination, and minimum participation rules applicable to “qualified” retirement plans.

Caution: Under IRS regulations we can accept contributions, transfers and rollovers only if we have entered into an information-sharing agreement, or its functional equivalent, with the applicable employer or its agent. In addition, in order to comply with the regulations, we will only process certain transactions (e.g., transfers, withdrawals, hardship distributions and, if applicable, loans) with employer approval. This means that if you request one of these transactions we will not consider your request to be in Good Order, and will not therefore process the transaction, until we receive the employer’s approval in written or electronic form.

Required Minimum Distributions and Payment Options

If you hold the contract under an IRA (or other tax-favored plan), Required Minimum Distribution rules must be satisfied. This means that generally payments must start by April 1 of the year after the year you reach age 70 1/2 and must be made for each year thereafter. For a TDA or a 401(a) plan for which the participant is not a greater than 5% Owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner’s lifetime. The amount of the payment must at least equal the minimum required under the IRS rules. Several choices are available for calculating the minimum amount. More information on the mechanics of this calculation is available on request. Please contact us at a reasonable time before the IRS deadline so that a timely distribution is made. Please note that there is a 50% tax penalty on the amount of any required minimum distribution not made in a timely manner. Required Minimum Distributions are calculated based on the sum of the Account Value and the actuarial value of any additional living and death benefits from optional riders that you have purchased under the contract. As a result, the Required Minimum Distributions may be larger than if the calculation were based on the Account Value only, which may in turn result in an earlier (but not before the required beginning date) distribution of amounts under the Annuity and an increased amount of taxable income distributed to the Annuity Owner, and a reduction of payments under the living and death benefit optional riders.

You can use the Minimum Distribution option to satisfy the Required Minimum Distribution rules for an Annuity without either beginning annuity payments or surrendering the Annuity. We will distribute to you the Required Minimum Distribution amount, less any other partial withdrawals that you made during the year. Such amount will be based on the value of the contract as of December 31 of the prior year, but is determined without regard to other contracts you may own.

Although the IRS rules determine the required amount to be distributed from your IRA each year, certain payment alternatives are still available to you. If you own more than one IRA, you can choose to satisfy your minimum distribution requirement for each of your IRAs by withdrawing that amount from any of your IRAs. If you inherit more than one IRA or more than one Roth IRA from the same Owner, similar rules apply.

Charitable IRA Distributions.

Prior law provided a charitable giving incentive permitting tax-free IRA distributions for charitable purposes. As of the beginning of 2014, this provision has expired and has not been extended. It is possible that Congress will extend this provision retroactively to include some or all of 2014.

For distributions in tax years beginning after 2005 and before 2014, these rules provided an exclusion from gross income, up to $100,000 for otherwise taxable IRA distributions from a traditional or Roth IRA that are qualified charitable distributions. To constitute a qualified charitable distribution, the distribution must be made (1) directly by the IRA trustee to certain qualified charitable organizations and (2) on or after the date the IRA owner attains age 70 1/2. Distributions that are excluded from income under this provision are not taken into account in determining the individual’s deductions, if any, for charitable contributions.

The IRS has indicated that an IRA trustee is not responsible for determining whether a distribution to a charity is one that satisfies the requirements of the charitable giving incentive. Per IRS instructions, we report these distributions as normal IRA distributions on Form 1099-R. Individuals are responsible for reflecting the distributions as charitable IRA distributions on their personal tax returns.

Required Distributions Upon Your Death for Qualified Annuity Contracts

Upon your death under an IRA, Roth IRA, 403(b) or other employer sponsored plan, the designated Beneficiary may generally elect to continue the contract and receive required minimum distributions under the contract instead of receiving the death benefit in a single payment. The available payment options will depend on whether you die before the date required minimum distributions under the Code were to begin, whether you have named a designated Beneficiary and whether that Beneficiary is your surviving spouse.

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If you die after a designated Beneficiary has been named, the death benefit must be distributed by December 31st of the year including the five year anniversary of the date of death, or as periodic payments not extending beyond the life or life expectancy of the designated Beneficiary (as long as payments begin by December 31st of the year following the year of death). However, if your surviving spouse is the Beneficiary, the death benefit can be paid out over the life or life expectancy of your spouse with

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such payments beginning no later than December 31st of the year following the year of death or December 31st of the year in which you would have reached age 70 1/2, whichever is later. Additionally, if the contract is payable to (or for the benefit of) your surviving spouse as sole primary beneficiary, the contract may be continued with your spouse as the Owner.

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If you die before a designated Beneficiary is named and before the date required minimum distributions must begin under the Code, the death benefit must be paid out by December 31st of the year including the five year anniversary of the date of death. For contracts where multiple Beneficiaries have been named and at least one of the Beneficiaries does not qualify as a designated Beneficiary and the account has not been divided into separate accounts by December 31st of the year following the year of death, such contract is deemed to have no designated Beneficiary. A designated Beneficiary may elect to apply the rules for no designated Beneficiary if those would provide a smaller payment requirement.

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If you die before a designated Beneficiary is named and after the date required minimum distributions must begin under the Code, the death benefit must be paid out at least as rapidly as under the method then in effect. For contracts where multiple Beneficiaries have been named and at least one of the Beneficiaries does not qualify as a designated Beneficiary and the account has not been divided into separate accounts by December 31st of the year following the year of death, such contract is deemed to have no designated Beneficiary. A designated Beneficiary may elect to apply the rules for no designated Beneficiary if those would provide a smaller payment requirement.

A Beneficiary has the flexibility to take out more each year than mandated under the required minimum distribution rules.

Until withdrawn, amounts in a Qualified Annuity contract continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the required minimum distribution rules, are subject to tax. You may wish to consult a professional tax advisor for tax advice as to your particular situation.

For a Roth IRA, if death occurs before the entire interest is distributed, the death benefit must be distributed under the same rules applied to IRAs where death occurs before the date required minimum distributions must begin under the Code.

Tax Penalty for Early Withdrawals from Qualified Annuity Contracts

You may owe a 10% tax penalty on the taxable part of distributions received from an IRA, SEP, Roth IRA, TDA or qualified retirement plan before you attain age 59 1/2. Amounts are not subject to this tax penalty if:

■	the amount is paid on or after you reach age 59 1/2 or die;
■	the amount received is attributable to your becoming disabled; or
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generally the amount paid or received is in the form of substantially equal payments (as defined in the Code) not less frequently than annually. (Please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years. Modification of payments or additional contributions to the contract during that time period will result in retroactive application of the 10% tax penalty.)

Other exceptions to this tax may apply. You should consult your tax advisor for further details.

Withholding

We will withhold federal income tax at the rate of 20% for any eligible rollover distribution paid by us to or for a plan participant, unless such distribution is “directly” rolled over into another qualified plan, IRA (including the IRA variations described above), SEP, 457 government plan or TDA. An eligible rollover distribution is defined under the tax law as a distribution from an employer plan under 401(a), a TDA or a 457 governmental plan, excluding any distribution that is part of a series of substantially equal payments (at least annually) made over the life expectancy of the employee or the joint life expectancies of the employee and his designated Beneficiary, any distribution made for a specified period of 10 years or more, any distribution that is a required minimum distribution and any hardship distribution. Regulations also specify certain other items which are not considered eligible rollover distributions. We will not withhold for payments made from trustee owned contracts or for payments under a 457 plan. For all other distributions, unless you elect otherwise, we will withhold federal income tax from the taxable portion of such distribution at an appropriate percentage. The rate of withholding on annuity payments where no mandatory withholding is required is determined on the basis of the withholding certificate that you file with us. If you do not file a certificate, we will automatically withhold federal taxes on the following basis:

■	For any annuity payments not subject to mandatory withholding, you will have taxes withheld by us as if you are a married individual, with 3 exemptions
■	If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default; and
■	For all other distributions, we will withhold at a 10% rate.

We will provide you with forms and instructions concerning the right to elect that no amount be withheld from payments in the ordinary course. However, you should know that, in any event, you are liable for payment of federal income taxes on the taxable portion of the distributions, and you should consult with your tax advisor to find out more information on your potential liability if you fail to pay such taxes. There may be additional state income tax withholding requirements.

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ERISA Requirements

ERISA (the “Employee Retirement Income Security Act of 1974”) and the Code prevent a fiduciary and other “parties in interest” with respect to a plan (and, for these purposes, an IRA would also constitute a “plan”) from receiving any benefit from any party dealing with the plan, as a result of the sale of the contract. Administrative exemptions under ERISA generally permit the sale of insurance/annuity products to plans, provided that certain information is disclosed to the person purchasing the contract. This information has to do primarily with the fees, charges, discounts and other costs related to the contract, as well as any commissions paid to any agent selling the contract. Information about any applicable fees, charges, discounts, penalties or adjustments may be found in the applicable sections of this prospectus. Information about sales representatives and commissions may be found in the sections of this prospectus addressing distribution of the Annuities.

Other relevant information required by the exemptions is contained in the contract and accompanying documentation.

Please consult with your tax advisor if you have any questions about ERISA and these disclosure requirements.

Spousal Consent Rules for Retirement Plans – Qualified Contracts

If you are married at the time your payments commence, you may be required by federal law to choose an income option that provides survivor annuity income to your spouse, unless your spouse waives that right. Similarly, if you are married at the time of your death, federal law may require all or a portion of the Death Benefit to be paid to your spouse, even if you designated someone else as your Beneficiary. A brief explanation of the applicable rules follows. For more information, consult the terms of your retirement arrangement.

Defined Benefit Plans and Money Purchase Pension Plans. If you are married at the time your payments commence, federal law requires that benefits be paid to you in the form of a “qualified joint and survivor annuity” (QJSA), unless you and your spouse waive that right, in writing. Generally, this means that you will receive a reduced payment during your life and, upon your death, your spouse will receive at least one-half of what you were receiving for life. You may elect to receive another income option if your spouse consents to the election and waives his or her right to receive the QJSA. If your spouse consents to the alternative form of payment, your spouse may not receive any benefits from the plan upon your death. Federal law also requires that the plan pay a Death Benefit to your spouse if you are married and die before you begin receiving your benefit. This benefit must be available in the form of an annuity for your spouse’s lifetime and is called a “qualified pre-retirement survivor annuity” (QPSA). If the plan pays Death Benefits to other Beneficiaries, you may elect to have a Beneficiary other than your spouse receive the Death Benefit, but only if your spouse consents to the election and waives his or her right to receive the QPSA. If your spouse consents to the alternate Beneficiary, your spouse will receive no benefits from the plan upon your death. Any QPSA waiver prior to your attaining age 35 will become null and void on the first day of the calendar year in which you attain age 35, if still employed.

Defined Contribution Plans (including 401(k) Plans and ERISA 403(b) Annuities). Spousal consent to a distribution is generally not required. Upon your death, your spouse will receive the entire Death Benefit, even if you designated someone else as your Beneficiary, unless your spouse consents in writing to waive this right. Also, if you are married and elect an annuity as a periodic income option, federal law requires that you receive a QJSA (as described above), unless you and your spouse consent to waive this right.

IRAs, non-ERISA 403(b) Annuities, and 457 Plans. Spousal consent to a distribution usually is not required. Upon your death, any Death Benefit will be paid to your designated Beneficiary.

Gifts and Generation-skipping Transfers

If you transfer your contract to another person for less than adequate consideration, there may be gift tax consequences in addition to income tax consequences. Also, if you transfer your contract to a person two or more generations younger than you (such as a grandchild or grandniece) or to a person that is more than 37 1/2 years younger than you, there may be generation-skipping transfer tax consequences.

Additional Information

For additional information about federal tax law requirements applicable to IRAs and Roth IRAs, see the IRA Disclosure Statement or Roth IRA Disclosure Statement, as applicable.

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GENERAL INFORMATION

HOW WILL I RECEIVE STATEMENTS AND REPORTS?

We send any statements and reports required by applicable law or regulation to you at your last known address of record. You should therefore give us prompt notice of any address change. We reserve the right, to the extent permitted by law and subject to your prior consent, to provide any prospectus, prospectus supplements, confirmations, statements and reports required by applicable law or regulation to you through our Internet Website at www. prudentialannuities.com or any other electronic means, including diskettes or CD ROMs. We generally send a confirmation statement to you each time a financial transaction is made affecting Account Value, such as making additional Purchase Payments, transfers, exchanges or withdrawals. We may also send quarterly statements detailing the activity affecting your Annuity during the calendar quarter. We may confirm regularly scheduled transactions, including, but not limited to, the Annual Maintenance Fee, Systematic Withdrawals (including 72(t) and 72(q) payments and required minimum distributions), electronic funds transfers, Dollar Cost Averaging, and static rebalancing, in quarterly statements instead of confirming them immediately. You should review the information in these statements carefully. You may request additional reports or copies of reports previously sent. We reserve the right to charge up to $50 for each such additional or previously sent report. We will also send an annual report and a semi-annual report containing applicable financial statements for the Portfolios to Owners or, with your prior consent, make such documents available electronically through our Internet Website or other electronic means.

WHO IS PRUDENTIAL ANNUITIES?

Prudential Annuities Life Assurance Corporation, a Prudential Financial Company, (“Prudential Annuities”) is a stock life insurance company incorporated under the laws of Arizona as of August 31, 2013, formerly incorporated in Connecticut, and is domiciled in Arizona, formerly Connecticut, with licenses in all 50 states, District of Columbia and Puerto Rico. Prudential Annuities is a wholly-owned subsidiary of Prudential Annuities, Inc., whose ultimate parent is Prudential Financial, Inc. Prudential Annuities markets through and in conjunction with registered broker-dealers.

Prudential Annuities offers a wide array of annuities, including (1) deferred variable annuities that are registered with the SEC, including fixed interest rate annuities that are offered as a companion to certain of our variable annuities and are registered because of their market value adjustment feature and (2) fixed annuities that are not registered with the SEC. In addition, Prudential Annuities has in force a relatively small block of variable life insurance policies and immediate variable annuities, but it no longer actively sells such policies.

No company other than Prudential Annuities has any legal responsibility to pay amounts that it owes under its annuity and variable life insurance contracts. Among other things, this means that where you participate in an optional living benefit or death benefit and the value of that benefit (e.g., the Protected Withdrawal for Highest Daily Lifetime 6 Plus) exceeds your current Account Value, you would rely solely on the ability of the issuing insurance company to make payments under the benefit out of its own assets. Prudential Financial, however, exercises significant influence over the operations and capital structure of Prudential Annuities.

Pursuant to the delivery obligations under Section 5 of the Securities Act of 1933 and Rule 159 thereunder, Prudential Annuities Life Assurance Corporation delivers this prospectus to current contract owners that reside outside of the United States.

Prudential Annuities conducts the bulk of its operations through staff employed by it or by affiliated companies within the Prudential Financial family. Certain discrete functions have been delegated to non-affiliates that could be deemed “service providers” under the Investment Company Act of 1940. The entities engaged by Prudential Annuities may change over time. As of December 31, 2013, non-affiliated entities that could be deemed service providers to Prudential Annuities and/or an affiliated insurer within the Prudential Annuities business unit consisted of the following: Alliance-One Services Inc. (administration of variable life policies) located at 55 Hartland Street, East Hartford CT 06108, Broadridge Investor Communication Solutions, Inc. (proxy services and regulatory mailings), 51 Mercedes Way, Edgewood, NY 11717, Depository Trust & Clearing Corporation (clearing and settlement services), 55 Water Street, 26th Floor, New York, NY 10041, Diversified Information Technologies Inc. (records management and administration of annuity contracts), 123 Wyoming Avenue, Scranton, PA 18503, ExlService Holdings, Inc., (administration of annuity contracts), 350 Park Avenue, 10th Floor, New York, NY 10022, National Financial Services (clearing and settlement services) 82 Devonshire Street Boston, MA 02109, NEPS, LLC (composition, printing, and mailing of contracts and benefit documents), 12 Manor Parkway, Salem, NJ 03079, Pershing LLC (order-entry systems provider), One Pershing Plaza, Jersey City, NJ 07399.

WHAT ARE SEPARATE ACCOUNTS?

The separate accounts are where Prudential Annuities sets aside and invests the assets of some of our annuities. These separate accounts were established under the laws of the State of Connecticut. The assets of each separate account are held in the name of Prudential Annuities, and legally belong to us. Prudential Annuities Life Assurance Corporation segregates the Separate Account assets from all of its other assets. Thus, Separate Account assets that are held in support of the contracts are not chargeable with liabilities arising out of any other business we may conduct. Thus, income, gains and losses from assets allocated to a separate account are credited to or charged against each such separate account, without regard to other income, gains, or losses of Prudential Annuities or of any other of our separate accounts. The obligations under the Annuities are those of Prudential Annuities, which is the issuer of the Annuities and the depositor of the separate accounts. More detailed information about Prudential Annuities, including its audited consolidated financial statements, is provided in the Statement of Additional Information.

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Separate Account B

During the accumulation period, the assets supporting obligations based on allocations to the Sub-accounts are held in Sub-accounts of Prudential Annuities Life Assurance Corporation Variable Account B, also referred to as “Separate Account B”. Separate Account B was established by us pursuant to Connecticut law on November 25, 1987. Separate Account B also holds assets of other annuities issued by us with values and benefits that vary according to the investment performance of Separate Account B. Effective August 31, 2013, Prudential Annuities Life Assurance Corporation changed its domicile from Connecticut to Arizona. As a result of this change, the Arizona Department of Insurance is our principal regulatory authority and all of our separate accounts including Separate Account B, will now be operated in accordance with the laws of Arizona.

Separate Account B consists of multiple Sub-accounts. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. The name of each Sub-account generally corresponds to the name of the underlying Portfolio. Each Sub-account in Separate Account B may have several different Unit Prices to reflect the Insurance Charge, Distribution Charge (when applicable) and the charges for any optional benefits that are offered under the Annuities issued by us through Separate Account B. Separate Account B is registered with the SEC under the Investment Company Act of 1940 (“Investment Company Act”) as a unit investment trust, which is a type of investment company. The SEC does not supervise investment policies, management or practices of Separate Account B. We may offer new Sub-accounts, eliminate Sub-accounts, or combine Sub-accounts at our sole discretion. We may also close Sub-accounts to additional purchase payments on existing Annuities or close Sub-accounts for Annuities purchased on or after specified dates. We will first notify you and receive any necessary SEC and/or state approval before making such a change. If an underlying mutual fund is liquidated, we will ask you to reallocate any amount in the liquidated fund. If you do not reallocate these amounts, we will reallocate such amounts only in accordance with SEC pronouncements and only after obtaining an order from the SEC, if required. If investment in the Portfolios or a particular Portfolio is no longer possible, in our discretion becomes inappropriate for purposes the Annuity, or for any other rationale in our sole judgment, we may substitute another portfolio or investment portfolios without your consent. The substituted portfolio may have different fees and expenses. Substitution may be made with respect to existing investments or the investment of future Purchase Payments, or both. However, we will not make such substitution without any required approval of the SEC and any applicable state insurance departments. In addition, we may close Portfolios to allocation of Purchase Payments or Account Value, or both, at any time in our sole discretion. We do not control the underlying mutual funds, so we cannot guarantee that any of those funds will always be available.

If you are enrolled in a Dollar Cost Averaging, Asset Rebalancing, or comparable programs while an underlying fund merger, substitution or liquidation takes place, unless otherwise noted in any communication from us, your Account Value invested in such underlying fund will be transferred automatically to the designated surviving fund in the case of mergers, the replacement fund in the case of substitutions, and an available Money Market Fund in the case of fund liquidations. Your enrollment instructions will be automatically updated to reflect the surviving fund, the replacement fund or a Money Market Fund for any continued and future investments.

Values and benefits based on allocations to the Sub-accounts will vary with the investment performance of the underlying mutual funds or fund portfolios, as applicable. We do not guarantee the investment results of any Sub-account. Your Account Value allocated to the Sub-accounts may increase or decrease. You bear the entire investment risk. There is no assurance that the Account Value of your Annuity will equal or be greater than the total of the purchase payments you make to us.

Separate Account D

During the accumulation period, assets supporting our obligations based on Fixed Allocations are held in Prudential Annuities Life Assurance Corporation Separate Account D, also referred to as “Separate Account D”. Such obligations are based on the fixed interest rates we credit to Fixed Allocations and the terms of the Annuities. These obligations do not depend on the investment performance of the assets in Separate Account D. Separate Account D was established by us pursuant to Connecticut law.

Based on our redomestication from Connecticut to Arizona, however, all our Separate Accounts, including Separate Account D, will be operated in accordance with the laws of Arizona, effective August 31, 2013.

There are no units in Separate Account D. The Fixed Allocations are guaranteed by our general account. An Annuity Owner who allocates a portion of their Account Value to Separate Account D does not participate in the investment gain or loss on assets maintained in Separate Account D. Such gain or loss accrues solely to us. We retain the risk that the value of the assets in Separate Account D may drop below the reserves and other liabilities we must maintain. Should the value of the assets in Separate Account D drop below the reserve and other liabilities we must maintain in relation to the annuities supported by such assets, we will transfer assets from our general account to Separate Account D to make up the difference. We have the right to transfer to our general account any assets of Separate Account D in excess of such reserves and other liabilities. We maintain assets in Separate Account D supporting a number of annuities we offer.

We may employ investment managers to manage the assets maintained in Separate Account D. Each manager we employ is responsible for investment management of a different portion of Separate Account D. From time to time additional investment managers may be employed or investment managers may cease being employed. We are under no obligation to employ or continue to employ any investment manager(s) and have sole discretion over the investment managers we retain. We are not obligated to invest according to specific guidelines or strategies except as may be required by Arizona and other state insurance laws.

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WHAT IS THE LEGAL STRUCTURE OF THE UNDERLYING FUNDS?

Each underlying mutual fund is registered as an open-end management investment company under the Investment Company Act. Shares of the underlying mutual fund portfolios are sold to separate accounts of life insurance companies offering variable annuity and variable life insurance products. The shares may also be sold directly to qualified pension and retirement plans.

Voting Rights

We are the legal owner of the shares of the underlying mutual funds in which the Sub-accounts invest. However, under SEC rules, you have voting rights in relation to Account Value maintained in the Sub-accounts. If an underlying mutual fund portfolio requests a vote of shareholders, we will vote our shares based on instructions received from Owners with Account Value allocated to that Sub-account. Owners have the right to vote an amount equal to the number of shares attributable to their contracts. If we do not receive voting instructions in relation to certain shares, we will vote those shares in the same manner and proportion as the shares for which we have received instructions. This voting procedure is sometimes referred to as “mirror voting” because, as indicated in the immediately preceding sentence, we mirror the votes that are actually cast, rather than decide on our own how to vote. We will also “mirror vote” shares within the separate account that are owned directly by us or by an affiliate. In addition, because all the shares of a given mutual fund held within our separate account are legally owned by us, we intend to vote all of such shares when that underlying fund seeks a vote of its shareholders. As such, all such shares will be counted towards whether there is a quorum at the underlying fund’s shareholder meeting and towards the ultimate outcome of the vote. Thus, under “mirror voting,” it is possible that the votes of a small percentage of contractholders who actually vote will determine the ultimate outcome. We will furnish those Owners who have Account Value allocated to a Sub-account whose underlying mutual fund portfolio has requested a “proxy” vote with proxy materials and the necessary forms to provide us with their voting instructions. Generally, you will be asked to provide instructions for us to vote on matters such as changes in a fundamental investment strategy, adoption of a new investment advisory agreement, or matters relating to the structure of the underlying mutual fund that require a vote of shareholders.

Advanced Series Trust (the “Trust”) has obtained an exemption from the Securities and Exchange Commission that permits its co-investment advisers, AST Investment Services, Inc. and Prudential Investments LLC, subject to approval by the Board of Trustees of the Trust, to change sub-advisors for a Portfolio and to enter into new sub-advisory agreements, without obtaining shareholder approval of the changes. This exemption (which is similar to exemptions granted to other investment companies that are organized in a similar manner as the Trust) is intended to facilitate the efficient supervision and management of the sub-advisors by AST Investment Services, Inc., Prudential Investments LLC and the Trustees. The Trust is required, under the terms of the exemption, to provide certain information to shareholders following these types of changes. We may add new Sub-accounts that invest in a series of underlying funds other than the Trust that is managed by an affiliate. Such series of funds may have a similar order from the SEC. You also should review the prospectuses for the other underlying funds in which various Sub-accounts invest as to whether they have obtained similar orders from the SEC.

Material Conflicts

It is possible that differences may occur between companies that offer shares of an underlying mutual fund portfolio to their respective separate accounts issuing variable annuities and/or variable life insurance products. Differences may also occur surrounding the offering of an underlying mutual fund portfolio to variable life insurance policies and variable annuity contracts that we offer. Under certain circumstances, these differences could be considered “material conflicts,” in which case we would take necessary action to protect persons with voting rights under our variable annuity contracts and variable life insurance policies against persons with voting rights under other insurance companies’ variable insurance products. If a “material conflict” were to arise between owners of variable annuity contracts and variable life insurance policies issued by us we would take necessary action to treat such persons equitably in resolving the conflict. “Material conflicts” could arise due to differences in voting instructions between owners of variable life insurance and variable annuity contracts of the same or different companies. We monitor any potential conflicts that may exist.

Service Fees Payable to Prudential Annuities

Prudential Annuities and/or our affiliates receive substantial payments from certain underlying portfolios and/or related entities. Those payments may include Rule 12b-1 fees, administrative fees and “revenue sharing” payments. Rule 12b-1 fees compensate our affiliated principal underwriter for a variety of services, including distribution services. Administrative fees compensate us for providing administrative services with respect to owners invested indirectly in the portfolio, including recordkeeping services and the mailing of prospectuses and reports. We may also receive “revenue sharing” payments, which are payments from investment advisers or other service providers to the portfolios. Some fees, such as Rule 12b-1 are paid directly by the portfolio, and some fees are paid by service providers to the portfolios. In any case, however, the existence of these payments tends to increase the overall cost of investing in the portfolios. Because these payments are made to us, allocations you make to the underlying portfolios benefit us financially. In selecting portfolios available under the annuity, we consider the payments made to us.

Effective February 25, 2013, most AST Portfolios adopted a Rule 12b-1 fee. Prior to that fee, most AST Portfolios had an administrative services fee. The Rule 12b-1 fee compensates us and our affiliates for shareholder servicing, administrative, distribution and other services. We also receive “revenue sharing” payments from the advisers to the underlying portfolios. As of March 1, 2013, the maximum combined fees and revenue sharing payments we receive with respect to a portfolio are equal to an annual rate of 0.55% the average assets allocated to the portfolio under the Annuity. These agreements may be different for each underlying mutual fund whose portfolios are offered as Sub-accounts. We expect to make a profit on these fees and payments.

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In addition, an investment adviser, sub-adviser or distributor of the underlying Portfolios may also compensate us by providing reimbursement, defraying the costs of, or paying directly for, among other things, marketing and/or administrative services and/or other services they provide in connection with the Annuity. These services may include, but are not limited to: sponsoring or co-sponsoring various promotional, educational or marketing meetings and seminars attended by distributors, wholesalers, and/or broker dealer firms’ registered representatives, and creating marketing material discussing the contract, available options, and underlying Portfolios. The amounts paid depend on the nature of the meetings, the number of meetings attended by the adviser, sub-adviser, or distributor, the number of participants and attendees at the meetings, the costs expected to be incurred, and the level of the adviser’s, sub-adviser’s or distributor’s participation. These payments or reimbursements may not be offered by all advisers, sub-advisers, or distributor and the amounts of such payments may vary between and among each adviser, sub-adviser and distributor depending on their respective participation.

During 2013, with regard to amounts that were paid under the kinds of arrangements described immediately above, the amounts ranged from approximately $1,102.17 to approximately $228,242.01. These amounts may have been paid to one or more Prudential-affiliated insurers issuing individual variable annuities.

WHO DISTRIBUTES ANNUITIES OFFERED BY PRUDENTIAL ANNUITIES?

Prudential Annuities Distributors, Inc. (PAD), a wholly-owned subsidiary of Prudential Annuities, Inc., is the distributor and principal underwriter of the Annuities offered through this prospectus. PAD acts as the distributor of a number of annuity and life insurance products. PAD’s principal business address is One Corporate Drive, Shelton, Connecticut 06484. PAD is registered as a broker-dealer under the Securities Exchange Act of 1934 (Exchange Act), and is a member of the Financial Industry Regulatory Authority (FINRA). Each Annuity is offered on a continuous basis. PAD enters into distribution agreements with broker-dealers who are registered under the Exchange Act and with entities that may offer the Annuities but are exempt from registration (“firms”). Applications for each Annuity are solicited by registered representatives of those firms. In addition, PAD may offer the Annuities directly to potential purchasers.

Prudential Annuities sells its annuity products through multiple distribution channels, including (1) independent broker-dealer firms and financial planners; (2) broker-dealers that are members of the New York Stock Exchange, including “wirehouse” and regional broker-dealer firms; and (3) broker-dealers affiliated with banks or that specialize in marketing to customers of banks. Although we are active in each of those distribution channels, the majority of our sales have come from the independent broker-dealer firms and financial planners. On June 1, 2006, The Prudential Insurance Company of America, an affiliate of Prudential Annuities, acquired the variable annuity business of The Allstate Corporation (“Allstate”), which included exclusive access to the Allstate affiliated broker-dealer until May 31, 2009. We began selling variable annuities through the Allstate affiliated broker-dealer registered representatives in the third quarter of 2006.

Under the selling agreements, commissions are paid to firms on sales of the Annuities according to one or more schedules. The registered representative will receive a portion of the compensation, depending on the practice of his or her firm. Commissions are generally based on a percentage of Purchase Payments made, up to a maximum of 7.0% for Optimum, 6.0% for Optimum Plus and 5.5% for Optimum Four. Alternative compensation schedules are available that generally provide a lower initial commission plus ongoing quarterly compensation based on all or a portion of the Account Value. We may also provide compensation to the distributing firm for providing ongoing service to you in relation to your Annuity. Commissions and other compensation paid in relation to your Annuity do not result in any additional charge to you or to the Separate Account.

In addition, in an effort to promote the sale of our products (which may include the placement of Prudential Annuities and/or the Annuities on a preferred or recommended company or product list and/or access to the firm’s registered representatives), we or PAD may enter into compensation arrangements with certain broker-dealer firms (including LPL Financial Corporation) with respect to certain or all registered representatives of such firms under which such firms may receive separate compensation or reimbursement for, among other things, training of sales personnel and/or marketing and/or administrative services and/or other services they provide. These services may include, but are not limited to: educating customers of the firm on the Annuity’s features; conducting due diligence and analysis, providing office access, operations and systems support; holding seminars intended to educate the firm’s registered representatives and make them more knowledgeable about the Annuities; providing a dedicated marketing coordinator; providing priority sales desk support; and providing expedited marketing compliance approval. To the extent permitted by FINRA rules and other applicable laws and regulations, PAD may pay or allow other promotional incentives or payments in the form of cash or non-cash compensation (e.g., gifts, occasional meals and entertainment, sponsorship of training and due diligence events). These arrangements may not be offered to all firms and the terms of such arrangements may differ between firms. In addition, we or our affiliates may provide such compensation, payments and/or incentives to firms arising out of the marketing, sale and/or servicing of variable annuities or life insurance offered by different Prudential business units.

You should note that firms and individual registered representatives and branch managers within some firms participating in one of these compensation arrangements might receive greater compensation for selling the Annuities than for selling a different annuity that is not eligible for these compensation arrangements. While compensation is generally taken into account as an expense in considering the charges applicable to an annuity product, any such compensation will be paid by us or PAD and will not result in any additional charge to you. Overall compensation paid to the distributing firm does not exceed, based on actuarial assumptions, 8.5% of

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the total purchase payments made. Your registered representative can provide you with more information about the compensation arrangements that apply upon the sale of the Annuity. Further information about the firms that are part of these compensation arrangements appears in the Statement of Additional Information, which is available without charge upon request.

We or PAD also may compensate third-party vendors, for services that such vendors render to broker-dealer firms. To the extent permitted by the FINRA rules and other applicable laws and regulations, PAD may pay or allow other promotional incentives or payments in the forms of cash or non-cash compensation. These arrangements may not be offered to all firms and the terms of such arrangements may differ between firms.

The list below identifies three general types of payments that PAD pays registered broker-dealers and firms which are broadly defined as follows:

■

Percentage Payments based upon “Assets under Management” or “AUM”: This type of payment is a percentage payment that is based upon assets, subject to certain criteria in certain held in all Prudential Annuities products.

■

Percentage Payments based upon sales: This type of payment is a percentage payment that is based upon the total amount of money received as purchase payments under Prudential Annuities annuity products sold through the firm.

■	Fixed Payments: These types of payments are made directly to or in sponsorship of the firm.
■

Examples of arrangements under which such payments may be made currently include, but are not limited to: sponsorships, conferences (national, regional and top producer), speaker fees, promotional items and reimbursements to firms for marketing activities or services paid by the firms and/or their registered representatives. The amount of these payments varies widely because some payments may encompass only a single event, such as a conference, and others have a much broader scope. In addition, we may make payments periodically during the relationship for systems, operational and other support.

The list below includes the names of the firms that we are aware (as of December 31, 2013) received payment with, respect to annuity business during 2013 (or as to which a payment amount was accrued during 2013). The firms listed below include those receiving payments in connection with marketing of products issued by Prudential Annuities Life Assurance Corporation. Your registered representative can provide you with more information about the compensation arrangements that apply upon the request. During 2013, the least amount paid, and greatest amount paid, were $2.41 and $6,772,615.62 respectively.

Name of Firm:

Cetera Financial Specialists

Cetera Investment Services

CFD Investments, Inc.

Commonwealth Financial Network

Crown Capital Securities, L.P.

CUNA Brokerage Svcs, Inc.

CUSO Financial Services, L.P.

Equity Services, Inc.

First Allied Securities Inc

FSC Securities Corp.

Gary Goldberg & Co., Inc.

Geneos Wealth Management, Inc.

H. Beck, Inc.

Hantz Financial Services, Inc.

ING Financial Partners, LLC

Invest Financial Corporation

Investacorp

Investment Centers of America

Investment Professionals

Investors Capital Corporation

Janney Montgomery Scott, LLC.

Legend Equities Corporation

Lincoln Financial Advisors

Lincoln Financial Securities Corporation

Lincoln Investment Planning

LPL Financial Corporation

LPL Financial Corporation (OAP)

M Holdings Securities, Inc

MetLife

Mutual Service Corporation

National Planning Corporation

Next Financial Group, Inc.

NFP Securities, Inc.

PNC Investments, LLC

ProEquities

Questar Capital Corporation

Raymond James & Associates

Raymond James Financial Services

RBC Capital Markets Corporation

Robert W. Baird & Co., Inc.

Royal Alliance Associates

SagePoint Financial, Inc.

Sammons Securities Co., LLC

Securian Financial Services, Inc.

Securities America, Inc.

Securities Service Network

Sigma Financial Corporation

Signator Investors, Inc.

SII Investments, Inc.

Spelman & Co., Inc.

Stifel Nicolaus & Co.

Summit Brokerage Services, Inc

TFS Securities, Inc.

The Investment Center

TransAmerica Financial Advisors, Inc.

Triad Advisors, Inc.

UBS Financial Services, Inc.

United Planners Financial Services.

Wall Street Financial Group

Waterstone Financial Group Inc

Wells Fargo Advisors LLC

Wells Fargo Advisors LLC – Wealth

Wells Fargo Investments LLC

Woodbury Financial Services

World Group Securities, Inc.

WRP Investments, Inc

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Prudential Annuities Life Assurance Corporation incorporates by reference into the prospectus its latest annual report on Form 10-K filed pursuant to Section 13(a) or Section 15(d) of the Exchange Act since the end of the fiscal year covered by its latest annual report. In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act also are incorporated into the prospectus by reference. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into the prospectus but not delivered with the prospectus. Such information will be provided upon written or oral request at no cost to the requester by writing to Prudential Annuities Life Assurance Corporation, One Corporate Drive, Shelton, CT 06484 or by calling 888-PRU-2888. We file periodic

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reports as required under the Securities Exchange Act of 1934. The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-202-551-8090. The SEC maintains an Internet site that contains reports, proxy, and information statements, and other information regarding issuers that file electronically with the SEC (see http://www.sec.gov). Our internet address is http://www.prudentialannuities.com.

FINANCIAL STATEMENTS

The financial statements of the Separate Account and Prudential Annuities Life Assurance Corporation are included in the Statement of Additional Information.

HOW TO CONTACT US

Please communicate with us using the telephone number and addresses below for the purposes described. Failure to send mail to the proper address may result in a delay in our receiving and processing your request.

Prudential’s Customer Service Team

Call our Customer Service Team at 1-888-PRU-2888 during normal business hours.

Internet

Access information about your Annuity through our website: www.prudentialannuities.com

Correspondence Sent by Regular Mail

Prudential Annuity Service Center

P.O. Box 7960

Philadelphia, PA 19176

Correspondence Sent by Overnight, Certified or Registered Mail

Prudential Annuity Service Center

2101 Welsh Road

Dresher, PA 19025

Correspondence sent by regular mail to our Service Center should be sent to the address shown above. Your correspondence will be picked up at this address and then delivered to our Service Center. Your correspondence is not considered received by us until it is received at our Service Center. Where this Prospectus refers to the day when we receive a purchase payment, request, election, notice, transfer or any other transaction request from you, we mean the day on which that item (or the last requirement needed for us to process that item) arrives in complete and proper form at our Service Center or via the appropriate telephone or fax number if the item is a type we accept by those means. There are two main exceptions: if the item arrives at our Service Center (1) on a day that is not a business day, or (2) after the close of a business day, then, in each case, we are deemed to have received that item on the next business day.

You can obtain account information by calling our automated response system and at www. prudentialannuities.com, our Internet Website. Our Customer Service representatives are also available during business hours to provide you with information about your account. You can request certain transactions through our telephone voice response system, our Internet Website or through a customer service representative. You can provide authorization for a third party, including your attorney-in-fact acting pursuant to a power of attorney or your Financial Professional, to access your account information and perform certain transactions on your account. You will need to complete a form provided by us which identifies those transactions that you wish to authorize via telephonic and electronic means and whether you wish to authorize a third party to perform any such transactions. Please note that unless you tell us otherwise, we deem that all transactions that are directed by your Financial Professional with respect to your Annuity have been authorized by you. We require that you or your representative provide proper identification before performing transactions over the telephone or through our Internet Website. This may include a Personal Identification Number (PIN) that will be provided to you upon issue of your Annuity or you may establish or change your PIN by calling our automated response system and at www. prudentialannuities.com, our Internet Website. Any third party that you authorize to perform financial transactions on your account will be assigned a PIN for your account.

Transactions requested via telephone are recorded. To the extent permitted by law, we will not be responsible for any claims, loss, liability or expense in connection with a transaction requested by telephone or other electronic means if we acted on such transaction instructions after following reasonable procedures to identify those persons authorized to perform transactions on your Annuity using verification methods which may include a request for your Social Security number, PIN or other form of electronic identification. We may be liable for losses due to unauthorized or fraudulent instructions if we did not follow such procedures.

Prudential Annuities does not guarantee access to telephonic, facsimile, Internet or any other electronic information or that we will be able to accept transaction instructions via such means at all times. Regular and/or express mail will be the only means by which we

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will accept transaction instructions when telephonic, facsimile, Internet or any other electronic means are unavailable or delayed. Prudential Annuities reserves the right to limit, restrict or terminate telephonic, facsimile, Internet or any other electronic transaction privileges at any time.

INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL PROCEEDINGS

Litigation and Regulatory Matters

Prudential Annuities is subject to legal and regulatory actions in the ordinary course of our business. Pending legal and regulatory actions include proceedings specific to us and proceedings generally applicable to business practices in the industry in which we operate. Prudential Annuities is subject to class action lawsuits and other litigation involving a variety of issues and allegations involving sales practices, claims payments and procedures, premium charges, policy servicing and breach of fiduciary duty to customers. Prudential Annuities is also subject to litigation arising out of its general business activities, such as its investments, contracts, leases and labor and employment relationships, including claims of discrimination and harassment, and could be exposed to claims or litigation concerning certain business or process patents. In some of the pending legal and regulatory actions, plaintiffs are seeking large and/or indeterminate amounts, including punitive or exemplary damages. In addition, Prudential Annuities, along with other participants in the businesses in which we engage, may be subject from time to time to investigations, examinations and inquiries, in some cases industry-wide, concerning issues or matters upon which such regulators have determined to focus. In some of Prudential Annuities’ pending legal and regulatory actions, parties are seeking large and/or indeterminate amounts, including punitive or exemplary damages. The outcome of litigation or a regulatory matter, and the amount or range of potential loss at any particular time, is often inherently uncertain. The following is a summary of certain pending proceedings.

Prudential Annuities establishes accruals for litigation and regulatory matters when it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but the matter, if material, is disclosed, including matters discussed below. Prudential Annuities estimates that as of December 31, 2013, the aggregate range of reasonably possible losses in excess of accruals established for those litigation and regulatory matters for which such an estimate currently can be made is $0 to approximately $5.4 million. This estimate is not an indication of expected loss, if any, or Prudential Annuities’ maximum possible loss exposure on such matters. Prudential Annuities reviews relevant information with respect to its litigation and regulatory matters on a quarterly and annual basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

In January 2013, a qui tam action on behalf of the State of Florida, Total Asset Recovery Services v. Met Life Inc., et al., Manulife Financial Corporation, et. al., Prudential Financial, Inc., The Prudential Insurance Company of America, and Prudential Insurance Agency, LLC, filed in the Circuit Court of Leon County, Florida, was served on The Prudential Insurance Company of America (“Prudential Insurance”). The complaint alleges that Prudential Insurance failed to escheat life insurance proceeds to the State of Florida in violation of the Florida False Claims Act and seeks injunctive relief, compensatory damages, civil penalties, treble damages, prejudgment interest, attorneys’ fees and costs. In March 2013, the Company filed a motion to dismiss the complaint. In August 2013, the court dismissed the complaint with prejudice. In September 2013, plaintiff filed an appeal with Florida’s Circuit Court of the Second Judicial Circuit in Leon County.

In January 2012, a Global Resolution Agreement entered into by Prudential Annuities and a third party auditor became effective upon its acceptance by the unclaimed property departments of 20 states and jurisdictions. Under the terms of the Global Resolution Agreement, the third party auditor acting on behalf of the signatory states will compare expanded matching criteria to the Social Security Master Death File (“SSMDF”) to identify deceased insureds and contract holders where a valid claim has not been made. In February 2012, a Regulatory Settlement Agreement entered into by Prudential Annuities to resolve a multi-state market conduct examination regarding its adherence to state claim settlement practices became effective upon its acceptance by the insurance departments of 20 states and jurisdictions. The Regulatory Settlement Agreement applies prospectively and requires Prudential Annuities to adopt and implement additional procedures comparing its records to the SSMDF to identify unclaimed death benefits and prescribes procedures for identifying and locating beneficiaries once deaths are identified. Substantially all other jurisdictions that are not signatories to the Global Resolution Agreement or the Regulatory Settlement Agreement have entered into similar agreements with Prudential Annuities.

Prudential Annuities is one of several companies subpoenaed by the New York Attorney General regarding its unclaimed property procedures. Additionally, the New York State Department of Financial Services (“NYDFS”) has requested that 172 life insurers (including Prudential Annuities) provide data to the NYDFS regarding use of the SSMDF. The New York Office of Unclaimed Funds is conducting an audit of Prudential Annuities’ compliance with New York’s unclaimed property laws. In February 2012, the Massachusetts Office of the Attorney General requested information regarding Prudential Annuities’ unclaimed property procedures.

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In December 2013, this matter was closed without prejudice. In May 2013, Prudential Annuities entered into a settlement agreement with the Minnesota Department of Commerce, Insurance Division, which requires Prudential Annuities to take additional steps to identify deceased insureds and contract holders where a valid claim has not been made.

Prudential Annuities’ litigation and regulatory matters are subject to many uncertainties, and given their complexity and scope, their outcome cannot be predicted. It is possible that Prudential Annuities’ results of operations or cash flow in a particular quarterly or annual period could be materially affected by an ultimate unfavorable resolution of pending litigation and regulatory matters depending, in part, upon the results of operations or cash flow for such period. In light of the unpredictability of Prudential Annuities’ litigation and regulatory matters, it is also possible that in certain cases an ultimate unfavorable resolution of one or more pending litigation or regulatory matters could have a material adverse effect on Prudential Annuities’ financial position. Management believes, however, that, based on information currently known to it, the ultimate outcome of all pending litigation and regulatory matters, after consideration of applicable reserves and rights to indemnification, is not likely to have a material adverse effect on Prudential Annuities’ financial position.

CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION

The following are the contents of the Statement of Additional Information:

General Information about Prudential Annuities
Prudential Annuities Life Assurance Corporation
Prudential Annuities Life Assurance Corporation Variable Account B
Prudential Annuities Life Assurance Corporation Separate Account D
Principal Underwriter/Distributor – Prudential Annuities Distributors, Inc.
How the Unit Price is Determined
Additional Information on Fixed Allocations
How We Calculate the Market Value Adjustment
General Information
Voting Rights
Modification
Deferral of Transactions
Misstatement of Age or Sex
Annuitization
Experts
Legal Experts
Financial Statements

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APPENDIX A – CONDENSED FINANCIAL INFORMATION ABOUT SEPARATE ACCOUNT B

Separate Account B consists of multiple Sub-accounts that are available as investment options for the Prudential Annuities Annuities. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. All or some of these Sub-accounts are available as investment options for other variable annuities we offer pursuant to different prospectuses.

Unit Prices And Numbers Of Units. The following tables show for each Annuity: (a) the historical Unit Price, corresponding to the Annuity features bearing the highest and lowest combinations of asset-based charges*, as of the dates shown, for Units in each of the Sub-accounts of Separate Account B that are being offered pursuant to this Prospectus**; and (b) the number of Units outstanding for each such Sub-account as of the dates shown. The period for each year begins on January 1 and ends on December 31. Since November 18, 2002, we have been determining, on a daily basis, multiple Unit Prices for each Sub-account of Separate Account B. We compute multiple Unit Prices because several of our variable annuities invest in the same Sub-accounts, and these annuities deduct varying charges that correspond to each combination of the applicable Insurance Charge, Distribution Charge (when applicable) and the charges for each optional benefit. Where an asset-based charge corresponding to a particular Sub-account within a new annuity product is identical to that in the same Sub-account within an existing annuity, the Unit Price for the new annuity will be identical to that of the existing annuity. In such cases, we will for reference purposes depict, in the condensed financial information for the new annuity, Unit Prices of the existing annuity. To the extent a Sub-account commenced operations during a particular calendar year, the Unit Price as of the end of the period reflects only the partial year results from the commencement of operations until December 31st of the applicable year. When a Unit Price was first calculated for a particular Sub-account, we set the price of that Unit at $10.00 per Unit. Thereafter, Unit Prices vary based on market performance. Unit Prices and Units are provided for Sub-accounts that commenced operations prior to January 1, 2014.

*	Note: While a unit price is reflected for the maximum combination of asset based charges for each Sub-account, not all Sub-accounts are available if you elect certain optional benefits.
**	The remaining unit values appear in the Statement of Additional Information, which you may obtain free of charge by sending in the request form at the end of the Prospectus or contacting us at 1-888-PRU-2888.

Optimum

Prudential Annuities Life Assurance Corporation

Prospectus

ACCUMULATION UNIT VALUES: With No Optional Benefits (1.25%)

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Academic Strategies Asset Allocation Portfolio
12/05/2005* to 12/31/2005	$10.00	$10.02	405,782
01/01/2006 to 12/31/2006	$10.02	$11.06	3,716,970
01/01/2007 to 12/31/2007	$11.06	$11.93	5,006,440
01/01/2008 to 12/31/2008	$11.93	$8.03	6,104,215
01/01/2009 to 12/31/2009	$8.03	$9.86	26,917,264
01/01/2010 to 12/31/2010	$9.86	$10.90	35,419,588
01/01/2011 to 12/31/2011	$10.90	$10.48	27,867,684
01/01/2012 to 12/31/2012	$10.48	$11.65	31,632,710
01/01/2013 to 12/31/2013	$11.65	$12.65	31,978,989
AST American Century Income & Growth Portfolio
06/20/2005* to 12/31/2005	$9.67	$9.79	626,417
01/01/2006 to 12/31/2006	$9.79	$11.30	579,491
01/01/2007 to 12/31/2007	$11.30	$11.15	493,545
01/01/2008 to 12/31/2008	$11.15	$7.18	440,398
01/01/2009 to 12/31/2009	$7.18	$8.35	1,506,808
01/01/2010 to 12/31/2010	$8.35	$9.39	2,225,396
01/01/2011 to 12/31/2011	$9.39	$9.60	1,745,553
01/01/2012 to 05/04/2012	$9.60	$10.45	0

A-1

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Balanced Asset Allocation Portfolio
12/05/2005* to 12/31/2005	$10.00	$10.03	53,897
01/01/2006 to 12/31/2006	$10.03	$10.95	1,008,771
01/01/2007 to 12/31/2007	$10.95	$11.79	1,635,321
01/01/2008 to 12/31/2008	$11.79	$8.30	3,896,032
01/01/2009 to 12/31/2009	$8.30	$10.11	26,515,475
01/01/2010 to 12/31/2010	$10.11	$11.21	36,140,128
01/01/2011 to 12/31/2011	$11.21	$10.94	30,390,625
01/01/2012 to 12/31/2012	$10.94	$12.15	33,353,854
01/01/2013 to 12/31/2013	$12.15	$14.12	32,580,994
AST Capital Growth Asset Allocation Portfolio
12/05/2005* to 12/31/2005	$10.00	$10.01	403,183
01/01/2006 to 12/31/2006	$10.01	$11.24	4,226,992
01/01/2007 to 12/31/2007	$11.24	$12.18	5,738,690
01/01/2008 to 12/31/2008	$12.18	$7.82	6,696,087
01/01/2009 to 12/31/2009	$7.82	$9.68	31,792,069
01/01/2010 to 12/31/2010	$9.68	$10.84	41,650,794
01/01/2011 to 12/31/2011	$10.84	$10.44	30,125,427
01/01/2012 to 12/31/2012	$10.44	$11.73	36,635,255
01/01/2013 to 12/31/2013	$11.73	$14.21	42,035,241
AST Cohen & Steers Realty Portfolio
06/20/2005* to 12/31/2005	$23.60	$24.98	223,265
01/01/2006 to 12/31/2006	$24.98	$33.72	265,912
01/01/2007 to 12/31/2007	$33.72	$26.66	201,539
01/01/2008 to 12/31/2008	$26.66	$17.10	163,226
01/01/2009 to 12/31/2009	$17.10	$22.28	328,842
01/01/2010 to 12/31/2010	$22.28	$28.31	510,403
01/01/2011 to 12/31/2011	$28.31	$29.80	376,813
01/01/2012 to 12/31/2012	$29.80	$33.94	463,095
01/01/2013 to 12/31/2013	$33.94	$34.57	450,921
AST Federated Aggressive Growth Portfolio
01/01/2004 to 12/31/2004	$8.33	$10.12	1,169,995
01/01/2005 to 12/31/2005	$10.12	$10.94	1,386,930
01/01/2006 to 12/31/2006	$10.94	$12.20	1,165,926
01/01/2007 to 12/31/2007	$12.20	$13.39	1,078,773
01/01/2008 to 12/31/2008	$13.39	$7.39	767,197
01/01/2009 to 12/31/2009	$7.39	$9.69	1,308,983
01/01/2010 to 12/31/2010	$9.69	$12.68	1,500,026
01/01/2011 to 12/31/2011	$12.68	$10.88	1,440,412
01/01/2012 to 12/31/2012	$10.88	$12.90	1,624,583
01/01/2013 to 12/31/2013	$12.90	$17.94	1,692,703
AST Goldman Sachs Large-Cap Value Portfolio
01/01/2004 to 12/31/2004	$10.25	$11.24	4,119,501
01/01/2005 to 12/31/2005	$11.24	$11.63	5,200,125
01/01/2006 to 12/31/2006	$11.63	$13.46	3,863,961
01/01/2007 to 12/31/2007	$13.46	$13.98	3,567,122
01/01/2008 to 12/31/2008	$13.98	$8.19	2,148,857
01/01/2009 to 12/31/2009	$8.19	$9.64	3,356,527
01/01/2010 to 12/31/2010	$9.64	$10.74	3,792,800
01/01/2011 to 12/31/2011	$10.74	$10.02	2,403,875
01/01/2012 to 12/31/2012	$10.02	$11.84	2,347,900
01/01/2013 to 12/31/2013	$11.84	$15.62	3,172,056

A-2

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Goldman Sachs Mid-Cap Growth Portfolio
01/01/2004 to 12/31/2004	$3.87	$4.44	2,232,502
01/01/2005 to 12/31/2005	$4.44	$4.60	2,666,931
01/01/2006 to 12/31/2006	$4.60	$4.83	2,231,991
01/01/2007 to 12/31/2007	$4.83	$5.69	2,097,846
01/01/2008 to 12/31/2008	$5.69	$3.32	1,540,597
01/01/2009 to 12/31/2009	$3.32	$5.16	3,511,898
01/01/2010 to 12/31/2010	$5.16	$6.10	4,701,456
01/01/2011 to 12/31/2011	$6.10	$5.85	2,984,433
01/01/2012 to 12/31/2012	$5.85	$6.91	3,543,005
01/01/2013 to 12/31/2013	$6.91	$9.02	3,803,084
AST Herndon Large-Cap Value Portfolio formerly, AST BlackRock Value Portfolio
06/20/2005* to 12/31/2005	$11.46	$12.07	242,790
01/01/2006 to 12/31/2006	$12.07	$14.51	524,592
01/01/2007 to 12/31/2007	$14.51	$14.50	421,188
01/01/2008 to 12/31/2008	$14.50	$8.98	486,765
01/01/2009 to 12/31/2009	$8.98	$10.49	858,302
01/01/2010 to 12/31/2010	$10.49	$11.64	1,078,324
01/01/2011 to 12/31/2011	$11.64	$11.44	864,374
01/01/2012 to 12/31/2012	$11.44	$12.81	1,095,404
01/01/2013 to 12/31/2013	$12.81	$17.03	1,093,521
AST International Growth Portfolio
01/01/2004 to 12/31/2004	$14.32	$16.42	1,953,908
01/01/2005 to 12/31/2005	$16.42	$18.90	2,113,594
01/01/2006 to 12/31/2006	$18.90	$22.58	1,664,525
01/01/2007 to 12/31/2007	$22.58	$26.55	1,428,930
01/01/2008 to 12/31/2008	$26.55	$13.05	942,837
01/01/2009 to 12/31/2009	$13.05	$17.43	1,310,930
01/01/2010 to 12/31/2010	$17.43	$19.71	1,459,929
01/01/2011 to 12/31/2011	$19.71	$16.95	915,042
01/01/2012 to 12/31/2012	$16.95	$20.14	876,174
01/01/2013 to 12/31/2013	$20.14	$23.68	1,198,831
AST International Value Portfolio
01/01/2004 to 12/31/2004	$5.86	$7.01	233,045
01/01/2005 to 12/31/2005	$7.01	$7.87	402,498
01/01/2006 to 12/31/2006	$7.87	$9.90	593,100
01/01/2007 to 12/31/2007	$9.90	$11.52	794,549
01/01/2008 to 12/31/2008	$11.52	$6.37	641,680
01/01/2009 to 12/31/2009	$6.37	$8.21	1,442,051
01/01/2010 to 12/31/2010	$8.21	$9.01	1,743,754
01/01/2011 to 12/31/2011	$9.01	$7.78	1,310,153
01/01/2012 to 12/31/2012	$7.78	$8.96	1,443,923
01/01/2013 to 12/31/2013	$8.96	$10.57	1,466,476

A-3

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST J.P. Morgan International Equity Portfolio formerly, AST JPMorgan International Equity Portfolio
01/01/2004 to 12/31/2004	$7.13	$8.24	553,542
01/01/2005 to 12/31/2005	$8.24	$9.04	1,051,555
01/01/2006 to 12/31/2006	$9.04	$10.96	1,002,727
01/01/2007 to 12/31/2007	$10.96	$11.84	985,495
01/01/2008 to 12/31/2008	$11.84	$6.85	614,606
01/01/2009 to 12/31/2009	$6.85	$9.20	1,827,855
01/01/2010 to 12/31/2010	$9.20	$9.73	2,492,453
01/01/2011 to 12/31/2011	$9.73	$8.73	1,670,674
01/01/2012 to 12/31/2012	$8.73	$10.51	1,947,918
01/01/2013 to 12/31/2013	$10.51	$11.98	2,070,280
AST Large-Cap Value Portfolio
01/01/2004 to 12/31/2004	$8.99	$10.25	417,314
01/01/2005 to 12/31/2005	$10.25	$10.77	694,885
01/01/2006 to 12/31/2006	$10.77	$12.60	680,203
01/01/2007 to 12/31/2007	$12.60	$12.07	680,350
01/01/2008 to 12/31/2008	$12.07	$6.97	649,783
01/01/2009 to 12/31/2009	$6.97	$8.23	1,032,590
01/01/2010 to 12/31/2010	$8.23	$9.19	1,205,571
01/01/2011 to 12/31/2011	$9.19	$8.70	860,066
01/01/2012 to 12/31/2012	$8.70	$10.04	942,929
01/01/2013 to 12/31/2013	$10.04	$13.86	1,237,335
AST Loomis Sayles Large-Cap Growth Portfolio formerly, AST Marsico Capital Growth Portfolio
01/01/2004 to 12/31/2004	$8.46	$9.67	5,717,404
01/01/2005 to 12/31/2005	$9.67	$10.20	7,048,023
01/01/2006 to 12/31/2006	$10.20	$10.80	5,983,458
01/01/2007 to 12/31/2007	$10.80	$12.26	5,638,342
01/01/2008 to 12/31/2008	$12.26	$6.82	3,539,119
01/01/2009 to 12/31/2009	$6.82	$8.74	4,539,651
01/01/2010 to 12/31/2010	$8.74	$10.34	4,594,031
01/01/2011 to 12/31/2011	$10.34	$10.11	3,055,225
01/01/2012 to 12/31/2012	$10.11	$11.21	2,844,826
01/01/2013 to 12/31/2013	$11.21	$15.12	3,397,998
AST Lord Abbett Core Fixed Income Portfolio
01/01/2004 to 12/31/2004	$11.98	$12.71	1,012,739
01/01/2005 to 12/31/2005	$12.71	$12.69	1,294,706
01/01/2006 to 12/31/2006	$12.69	$13.76	1,196,608
01/01/2007 to 12/31/2007	$13.76	$14.42	1,051,089
01/01/2008 to 12/31/2008	$14.42	$10.93	929,322
01/01/2009 to 12/31/2009	$10.93	$14.52	1,689,546
01/01/2010 to 12/31/2010	$14.52	$16.27	1,430,293
01/01/2011 to 12/31/2011	$16.27	$17.70	1,455,420
01/01/2012 to 12/31/2012	$17.70	$18.51	1,706,809
01/01/2013 to 12/31/2013	$18.51	$17.91	1,893,341

A-4

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST MFS Growth Portfolio
01/01/2004 to 12/31/2004	$6.44	$7.04	791,823
01/01/2005 to 12/31/2005	$7.04	$7.39	1,025,239
01/01/2006 to 12/31/2006	$7.39	$8.01	758,550
01/01/2007 to 12/31/2007	$8.01	$9.10	686,498
01/01/2008 to 12/31/2008	$9.10	$5.72	700,352
01/01/2009 to 12/31/2009	$5.72	$7.03	1,732,194
01/01/2010 to 12/31/2010	$7.03	$7.82	2,119,460
01/01/2011 to 12/31/2011	$7.82	$7.68	1,429,953
01/01/2012 to 12/31/2012	$7.68	$8.88	1,486,414
01/01/2013 to 12/31/2013	$8.88	$11.99	1,613,878
AST Mid-Cap Value Portfolio
01/01/2005 to 12/31/2005	$11.63	$12.11	192,419
01/01/2006 to 12/31/2006	$12.11	$13.66	174,411
01/01/2007 to 12/31/2007	$13.66	$13.86	156,606
01/01/2008 to 12/31/2008	$13.86	$8.47	191,791
01/01/2009 to 12/31/2009	$8.47	$11.62	547,214
01/01/2010 to 12/31/2010	$11.62	$14.18	743,476
01/01/2011 to 12/31/2011	$14.18	$13.52	516,116
01/01/2012 to 12/31/2012	$13.52	$15.81	587,711
01/01/2013 to 12/31/2013	$15.81	$20.67	561,570
AST Money Market Portfolio
01/01/2004 to 12/31/2004	$10.51	$10.46	1,663,940
01/01/2005 to 12/31/2005	$10.46	$10.62	3,179,375
01/01/2006 to 12/31/2006	$10.62	$10.96	3,505,960
01/01/2007 to 12/31/2007	$10.96	$11.36	4,361,361
01/01/2008 to 12/31/2008	$11.36	$11.50	7,844,009
01/01/2009 to 12/31/2009	$11.50	$11.38	7,658,391
01/01/2010 to 12/31/2010	$11.38	$11.24	6,801,612
01/01/2011 to 12/31/2011	$11.24	$11.10	6,279,406
01/01/2012 to 12/31/2012	$11.10	$10.96	4,601,307
01/01/2013 to 12/31/2013	$10.96	$10.83	3,604,420
AST Neuberger Berman / LSV Mid-Cap Value Portfolio
01/01/2004 to 12/31/2004	$13.82	$16.76	1,116,503
01/01/2005 to 12/31/2005	$16.76	$18.55	1,303,740
01/01/2006 to 12/31/2006	$18.55	$20.28	1,086,861
01/01/2007 to 12/31/2007	$20.28	$20.66	975,347
01/01/2008 to 12/31/2008	$20.66	$11.78	570,591
01/01/2009 to 12/31/2009	$11.78	$16.36	867,525
01/01/2010 to 12/31/2010	$16.36	$19.95	1,067,139
01/01/2011 to 12/31/2011	$19.95	$19.21	718,917
01/01/2012 to 12/31/2012	$19.21	$22.22	726,117
01/01/2013 to 12/31/2013	$22.22	$31.16	958,640
AST Neuberger Berman Mid-Cap Growth Portfolio
06/20/2005* to 12/31/2005	$7.24	$8.00	771,461
01/01/2006 to 12/31/2006	$8.00	$9.01	697,877
01/01/2007 to 12/31/2007	$9.01	$10.88	971,242
01/01/2008 to 12/31/2008	$10.88	$6.10	610,828
01/01/2009 to 12/31/2009	$6.10	$7.82	1,281,862
01/01/2010 to 12/31/2010	$7.82	$9.94	1,796,178
01/01/2011 to 12/31/2011	$9.94	$9.98	1,468,365
01/01/2012 to 12/31/2012	$9.98	$11.08	1,554,762
01/01/2013 to 12/31/2013	$11.08	$14.51	1,582,884

A-5

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Neuberger Berman Small-Cap Growth Portfolio
01/01/2004 to 12/31/2004	$6.86	$7.41	293,384
01/01/2005 to 12/31/2005	$7.41	$7.35	267,925
01/01/2006 to 12/31/2006	$7.35	$7.82	344,893
01/01/2007 to 12/31/2007	$7.82	$9.17	382,635
01/01/2008 to 12/31/2008	$9.17	$5.20	242,993
01/01/2009 to 12/31/2009	$5.20	$6.30	809,394
01/01/2010 to 12/31/2010	$6.30	$7.48	1,201,338
01/01/2011 to 04/29/2011	$7.48	$8.40	0
AST PIMCO Limited Maturity Bond Portfolio
01/01/2004 to 12/31/2004	$12.08	$12.18	2,189,975
01/01/2005 to 12/31/2005	$12.18	$12.22	2,996,256
01/01/2006 to 12/31/2006	$12.22	$12.53	2,687,532
01/01/2007 to 12/31/2007	$12.53	$13.21	2,594,813
01/01/2008 to 12/31/2008	$13.21	$13.19	1,654,958
01/01/2009 to 12/31/2009	$13.19	$14.36	2,949,882
01/01/2010 to 12/31/2010	$14.36	$14.74	3,080,140
01/01/2011 to 12/31/2011	$14.74	$14.88	2,600,827
01/01/2012 to 12/31/2012	$14.88	$15.38	2,281,868
01/01/2013 to 12/31/2013	$15.38	$14.86	2,529,324
AST PIMCO Total Return Bond Portfolio
01/01/2004 to 12/31/2004	$13.23	$13.72	3,074,732
01/01/2005 to 12/31/2005	$13.72	$13.88	1,924,370
01/01/2006 to 12/31/2006	$13.88	$14.22	2,004,498
01/01/2007 to 12/31/2007	$14.22	$15.21	2,344,694
01/01/2008 to 12/31/2008	$15.21	$14.68	2,402,587
01/01/2009 to 12/31/2009	$14.68	$16.90	10,715,121
01/01/2010 to 12/31/2010	$16.90	$17.97	15,065,751
01/01/2011 to 12/31/2011	$17.97	$18.31	11,688,146
01/01/2012 to 12/31/2012	$18.31	$19.77	12,996,719
01/01/2013 to 12/31/2013	$19.77	$19.16	12,953,608
AST Preservation Asset Allocation Portfolio
12/05/2005* to 12/31/2005	$10.00	$10.04	215,280
01/01/2006 to 12/31/2006	$10.04	$10.70	443,968
01/01/2007 to 12/31/2007	$10.70	$11.49	649,597
01/01/2008 to 12/31/2008	$11.49	$9.14	3,492,156
01/01/2009 to 12/31/2009	$9.14	$10.83	16,345,435
01/01/2010 to 12/31/2010	$10.83	$11.83	21,296,028
01/01/2011 to 12/31/2011	$11.83	$11.79	20,978,607
01/01/2012 to 12/31/2012	$11.79	$12.85	21,413,601
01/01/2013 to 12/31/2013	$12.85	$13.86	19,382,539
AST Small-Cap Growth Portfolio
01/01/2004 to 12/31/2004	$17.38	$15.97	107,136
01/01/2005 to 12/31/2005	$15.97	$16.00	126,824
01/01/2006 to 12/31/2006	$16.00	$17.80	111,114
01/01/2007 to 12/31/2007	$17.80	$18.83	118,021
01/01/2008 to 12/31/2008	$18.83	$12.09	187,342
01/01/2009 to 12/31/2009	$12.09	$15.98	375,867
01/01/2010 to 12/31/2010	$15.98	$21.53	527,269
01/01/2011 to 12/31/2011	$21.53	$21.05	412,276
01/01/2012 to 12/31/2012	$21.05	$23.32	475,113
01/01/2013 to 12/31/2013	$23.32	$31.13	525,441

A-6

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Small-Cap Value Portfolio
01/01/2004 to 12/31/2004	$14.47	$16.64	1,293,786
01/01/2005 to 12/31/2005	$16.64	$17.52	1,484,713
01/01/2006 to 12/31/2006	$17.52	$20.77	1,198,255
01/01/2007 to 12/31/2007	$20.77	$19.36	1,176,566
01/01/2008 to 12/31/2008	$19.36	$13.44	760,721
01/01/2009 to 12/31/2009	$13.44	$16.85	971,333
01/01/2010 to 12/31/2010	$16.85	$20.96	983,045
01/01/2011 to 12/31/2011	$20.96	$19.47	633,878
01/01/2012 to 12/31/2012	$19.47	$22.71	589,246
01/01/2013 to 12/31/2013	$22.71	$30.82	725,986
AST T. Rowe Price Equity Income Portfolio
01/01/2004 to 12/31/2004	$10.91	$12.28	603,508
01/01/2005 to 12/31/2005	$12.28	$12.79	635,233
01/01/2006 to 12/31/2006	$12.79	$15.33	815,109
01/01/2007 to 12/31/2007	$15.33	$14.60	776,427
01/01/2008 to 12/31/2008	$14.60	$8.38	424,531
01/01/2009 to 12/31/2009	$8.38	$10.24	788,524
01/01/2010 to 12/31/2010	$10.24	$11.45	1,004,584
01/01/2011 to 12/31/2011	$11.45	$11.12	741,548
01/01/2012 to 12/31/2012	$11.12	$12.88	986,090
01/01/2013 to 12/31/2013	$12.88	$16.50	1,240,563
AST T. Rowe Price Large-Cap Growth Portfolio
01/01/2004 to 12/31/2004	$5.93	$6.19	326,194
01/01/2005 to 12/31/2005	$6.19	$7.12	512,014
01/01/2006 to 12/31/2006	$7.12	$7.43	608,747
01/01/2007 to 12/31/2007	$7.43	$7.94	919,355
01/01/2008 to 12/31/2008	$7.94	$4.66	1,074,328
01/01/2009 to 12/31/2009	$4.66	$7.06	3,806,238
01/01/2010 to 12/31/2010	$7.06	$8.07	5,578,264
01/01/2011 to 12/31/2011	$8.07	$7.84	3,909,559
01/01/2012 to 12/31/2012	$7.84	$9.10	4,988,062
01/01/2013 to 12/31/2013	$9.10	$12.94	5,503,342
AST Templeton Global Bond Portfolio formerly, AST T. Rowe Price Global Bond Portfolio
01/01/2004 to 12/31/2004	$13.73	$14.73	657,913
01/01/2005 to 12/31/2005	$14.73	$13.89	938,587
01/01/2006 to 12/31/2006	$13.89	$14.58	836,914
01/01/2007 to 12/31/2007	$14.58	$15.79	874,210
01/01/2008 to 12/31/2008	$15.79	$15.21	536,127
01/01/2009 to 12/31/2009	$15.21	$16.84	1,081,396
01/01/2010 to 12/31/2010	$16.84	$17.58	1,391,312
01/01/2011 to 12/31/2011	$17.58	$18.08	1,078,586
01/01/2012 to 12/31/2012	$18.08	$18.79	1,116,940
01/01/2013 to 12/31/2013	$18.79	$17.85	1,226,981
AST Western Asset Core Plus Bond Portfolio
11/19/2007* to 12/31/2007	$10.00	$9.98	48,832
01/01/2008 to 12/31/2008	$9.98	$9.35	677,200
01/01/2009 to 12/31/2009	$9.35	$10.30	2,726,911
01/01/2010 to 12/31/2010	$10.30	$10.97	3,801,379
01/01/2011 to 12/31/2011	$10.97	$11.48	3,277,047
01/01/2012 to 12/31/2012	$11.48	$12.23	3,417,319
01/01/2013 to 12/31/2013	$12.23	$11.90	3,858,415

A-7

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
Evergreen VA International Equity Fund
01/01/2004 to 12/31/2004	$10.46	$12.31	62,400
01/01/2005 to 12/31/2005	$12.31	$14.10	130,749
01/01/2006 to 12/31/2006	$14.10	$17.15	182,002
01/01/2007 to 12/31/2007	$17.15	$19.47	167,896
01/01/2008 to 12/31/2008	$19.47	$11.25	150,691
01/01/2009 to 12/31/2009	$11.25	$12.88	146,213
01/01/2010 to 07/16/2010	$12.88	$12.26	0
Evergreen VA Omega Fund
01/01/2004 to 12/31/2004	$9.21	$9.75	26,849
01/01/2005 to 12/31/2005	$9.75	$10.00	18,356
01/01/2006 to 12/31/2006	$10.00	$10.47	19,700
01/01/2007 to 12/31/2007	$10.47	$11.58	38,907
01/01/2008 to 12/31/2008	$11.58	$8.32	68,712
01/01/2009 to 12/31/2009	$8.32	$11.83	117,760
01/01/2010 to 07/16/2010	$11.83	$11.08	0
Wells Fargo Advantage VT International Equity Portfolio Share Class 1
07/16/2010* to 12/31/2010	$12.28	$14.87	173,563
01/01/2011 to 12/31/2011	$14.87	$12.81	149,767
01/01/2012 to 12/31/2012	$12.81	$14.38	122,892
01/01/2013 to 12/31/2013	$14.38	$17.03	100,597
Wells Fargo Advantage VT Omega Growth Portfolio Share Class 1
07/16/2010* to 12/31/2010	$11.08	$14.00	129,477
01/01/2011 to 12/31/2011	$14.00	$13.08	90,859
01/01/2012 to 12/31/2012	$13.08	$15.60	50,798
01/01/2013 to 12/31/2013	$15.60	$21.60	38,150

*	Denotes the start date of these sub-accounts

Optimum

Prudential Annuities Life Assurance Corporation

Prospectus

ACCUMULATION UNIT VALUES: With HD GRO 60 bps and Combo 5%/HAV 80 bps OR GRO Plus 2008 60 bps and Combo 5%/HAV 80 bps (2.65%)

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Academic Strategies Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$7.66	$9.30	159,301
01/01/2010 to 12/31/2010	$9.30	$10.14	212,391
01/01/2011 to 12/31/2011	$10.14	$9.61	105,066
01/01/2012 to 12/31/2012	$9.61	$10.53	134,457
01/01/2013 to 12/31/2013	$10.53	$11.27	66,527
AST American Century Income & Growth Portfolio
05/01/2009 to 12/31/2009	$6.70	$8.26	53,149
01/01/2010 to 12/31/2010	$8.26	$9.15	55,133
01/01/2011 to 12/31/2011	$9.15	$9.23	13,061
01/01/2012 to 05/04/2012	$9.23	$9.99	0

A-8

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Balanced Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$7.97	$9.54	676,115
01/01/2010 to 12/31/2010	$9.54	$10.43	803,521
01/01/2011 to 12/31/2011	$10.43	$10.03	368,297
01/01/2012 to 12/31/2012	$10.03	$10.98	447,452
01/01/2013 to 12/31/2013	$10.98	$12.58	326,622
AST Bond Portfolio 2015
05/01/2009 to 12/31/2009	$9.96	$9.95	0
01/01/2010 to 12/31/2010	$9.95	$10.59	0
01/01/2011 to 12/31/2011	$10.59	$10.97	0
01/01/2012 to 12/31/2012	$10.97	$11.01	0
01/01/2013 to 12/31/2013	$11.01	$10.68	0
AST Bond Portfolio 2016
05/01/2009 to 12/31/2009	$9.94	$9.57	5,603
01/01/2010 to 12/31/2010	$9.57	$10.30	156,943
01/01/2011 to 12/31/2011	$10.30	$11.00	575,620
01/01/2012 to 12/31/2012	$11.00	$11.15	307,580
01/01/2013 to 12/31/2013	$11.15	$10.78	65,976
AST Bond Portfolio 2017
01/04/2010* to 12/31/2010	$10.00	$10.67	310,356
01/01/2011 to 12/31/2011	$10.67	$11.57	645,073
01/01/2012 to 12/31/2012	$11.57	$11.84	401,438
01/01/2013 to 12/31/2013	$11.84	$11.29	152,935
AST Bond Portfolio 2018
05/01/2009 to 12/31/2009	$9.92	$9.64	0
01/01/2010 to 12/31/2010	$9.64	$10.43	0
01/01/2011 to 12/31/2011	$10.43	$11.53	794,107
01/01/2012 to 12/31/2012	$11.53	$11.87	526,285
01/01/2013 to 12/31/2013	$11.87	$11.19	279,656
AST Bond Portfolio 2019
05/01/2009 to 12/31/2009	$9.91	$9.54	0
01/01/2010 to 12/31/2010	$9.54	$10.34	6,929
01/01/2011 to 12/31/2011	$10.34	$11.67	0
01/01/2012 to 12/31/2012	$11.67	$12.03	305,082
01/01/2013 to 12/31/2013	$12.03	$11.15	288,796
AST Bond Portfolio 2020
05/01/2009 to 12/31/2009	$9.88	$9.21	0
01/01/2010 to 12/31/2010	$9.21	$10.03	100,282
01/01/2011 to 12/31/2011	$10.03	$11.59	8,944
01/01/2012 to 12/31/2012	$11.59	$12.00	7,256
01/01/2013 to 12/31/2013	$12.00	$10.92	685,862
AST Bond Portfolio 2021
01/04/2010* to 12/31/2010	$10.00	$10.91	64,449
01/01/2011 to 12/31/2011	$10.91	$12.78	706,219
01/01/2012 to 12/31/2012	$12.78	$13.29	323,557
01/01/2013 to 12/31/2013	$13.29	$12.03	15,261
AST Bond Portfolio 2022
01/03/2011* to 12/31/2011	$10.00	$11.92	329,141
01/01/2012 to 12/31/2012	$11.92	$12.28	414,448
01/01/2013 to 12/31/2013	$12.28	$10.79	45,625
AST Bond Portfolio 2023
01/03/2012* to 12/31/2012	$10.00	$10.31	155,312
01/01/2013 to 12/31/2013	$10.31	$9.01	1,001,752

A-9

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Bond Portfolio 2024
01/02/2013* to 12/31/2013	$10.00	$8.67	405,665
AST Capital Growth Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$7.48	$9.13	708,219
01/01/2010 to 12/31/2010	$9.13	$10.08	749,579
01/01/2011 to 12/31/2011	$10.08	$9.58	281,330
01/01/2012 to 12/31/2012	$9.58	$10.60	358,749
01/01/2013 to 12/31/2013	$10.60	$12.66	307,488
AST Cohen & Steers Realty Portfolio
05/01/2009 to 12/31/2009	$6.68	$10.04	39,209
01/01/2010 to 12/31/2010	$10.04	$12.58	51,647
01/01/2011 to 12/31/2011	$12.58	$13.05	12,690
01/01/2012 to 12/31/2012	$13.05	$14.65	15,675
01/01/2013 to 12/31/2013	$14.65	$14.71	10,375
AST Federated Aggressive Growth Portfolio
05/01/2009 to 12/31/2009	$7.01	$9.09	19,394
01/01/2010 to 12/31/2010	$9.09	$11.73	35,005
01/01/2011 to 12/31/2011	$11.73	$9.92	19,569
01/01/2012 to 12/31/2012	$9.92	$11.60	17,162
01/01/2013 to 12/31/2013	$11.60	$15.89	14,881
AST Goldman Sachs Large-Cap Value Portfolio
05/01/2009 to 12/31/2009	$6.64	$7.97	6,997
01/01/2010 to 12/31/2010	$7.97	$8.76	13,269
01/01/2011 to 12/31/2011	$8.76	$8.05	4,169
01/01/2012 to 12/31/2012	$8.05	$9.38	4,513
01/01/2013 to 12/31/2013	$9.38	$12.20	2,530
AST Goldman Sachs Mid-Cap Growth Portfolio
05/01/2009 to 12/31/2009	$8.32	$11.11	17,908
01/01/2010 to 12/31/2010	$11.11	$12.96	39,965
01/01/2011 to 12/31/2011	$12.96	$12.25	10,818
01/01/2012 to 12/31/2012	$12.25	$14.26	13,842
01/01/2013 to 12/31/2013	$14.26	$18.35	17,574
AST Herndon Large-Cap Value Portfolio formerly, AST BlackRock Value Portfolio
05/01/2009 to 12/31/2009	$6.93	$8.71	23,375
01/01/2010 to 12/31/2010	$8.71	$9.54	49,989
01/01/2011 to 12/31/2011	$9.54	$9.24	18,206
01/01/2012 to 12/31/2012	$9.24	$10.20	15,220
01/01/2013 to 12/31/2013	$10.20	$13.37	1,249
AST International Growth Portfolio
05/01/2009 to 12/31/2009	$7.48	$9.75	27,547
01/01/2010 to 12/31/2010	$9.75	$10.86	42,682
01/01/2011 to 12/31/2011	$10.86	$9.21	14,523
01/01/2012 to 12/31/2012	$9.21	$10.79	13,807
01/01/2013 to 12/31/2013	$10.79	$12.51	28,143
AST International Value Portfolio
05/01/2009 to 12/31/2009	$8.11	$10.46	44,606
01/01/2010 to 12/31/2010	$10.46	$11.31	49,149
01/01/2011 to 12/31/2011	$11.31	$9.63	11,615
01/01/2012 to 12/31/2012	$9.63	$10.94	25,404
01/01/2013 to 12/31/2013	$10.94	$12.72	12,457

A-10

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST J.P. Morgan International Equity Portfolio formerly, AST JPMorgan International Equity Portfolio
05/01/2009 to 12/31/2009	$7.60	$10.15	9,545
01/01/2010 to 12/31/2010	$10.15	$10.59	37,715
01/01/2011 to 12/31/2011	$10.59	$9.37	12,895
01/01/2012 to 12/31/2012	$9.37	$11.12	15,160
01/01/2013 to 12/31/2013	$11.12	$12.49	9,996
AST Large-Cap Value Portfolio
05/01/2009 to 12/31/2009	$5.99	$7.55	12,659
01/01/2010 to 12/31/2010	$7.55	$8.32	4,760
01/01/2011 to 12/31/2011	$8.32	$7.76	3,241
01/01/2012 to 12/31/2012	$7.76	$8.83	12,829
01/01/2013 to 12/31/2013	$8.83	$12.02	34,651
AST Loomis Sayles Large-Cap Growth Portfolio formerly, AST Marsico Capital Growth Portfolio
05/01/2009 to 12/31/2009	$6.91	$8.75	37,494
01/01/2010 to 12/31/2010	$8.75	$10.20	63,578
01/01/2011 to 12/31/2011	$10.20	$9.84	22,561
01/01/2012 to 12/31/2012	$9.84	$10.76	21,520
01/01/2013 to 12/31/2013	$10.76	$14.30	4,048
AST Lord Abbett Core Fixed Income Portfolio
05/01/2009 to 12/31/2009	$8.89	$10.66	27,186
01/01/2010 to 12/31/2010	$10.66	$11.77	21,065
01/01/2011 to 12/31/2011	$11.77	$12.63	24,541
01/01/2012 to 12/31/2012	$12.63	$13.02	18,227
01/01/2013 to 12/31/2013	$13.02	$12.42	10,377
AST MFS Growth Portfolio
05/01/2009 to 12/31/2009	$7.93	$9.58	7,736
01/01/2010 to 12/31/2010	$9.58	$10.51	8,723
01/01/2011 to 12/31/2011	$10.51	$10.18	3,745
01/01/2012 to 12/31/2012	$10.18	$11.60	12,102
01/01/2013 to 12/31/2013	$11.60	$15.44	16,542
AST Mid-Cap Value Portfolio
05/01/2009 to 12/31/2009	$7.05	$9.30	8,401
01/01/2010 to 12/31/2010	$9.30	$11.19	30,309
01/01/2011 to 12/31/2011	$11.19	$10.52	11,640
01/01/2012 to 12/31/2012	$10.52	$12.13	14,025
01/01/2013 to 12/31/2013	$12.13	$15.63	20,604
AST Money Market Portfolio
05/01/2009 to 12/31/2009	$10.32	$10.14	186,292
01/01/2010 to 12/31/2010	$10.14	$9.88	56,299
01/01/2011 to 12/31/2011	$9.88	$9.62	49,295
01/01/2012 to 12/31/2012	$9.62	$9.36	40,412
01/01/2013 to 12/31/2013	$9.36	$9.11	11,715
AST Neuberger Berman / LSV Mid-Cap Value Portfolio
05/01/2009 to 12/31/2009	$6.67	$8.99	13,800
01/01/2010 to 12/31/2010	$8.99	$10.81	36,557
01/01/2011 to 12/31/2011	$10.81	$10.26	11,055
01/01/2012 to 12/31/2012	$10.26	$11.70	14,944
01/01/2013 to 12/31/2013	$11.70	$16.17	7,481

A-11

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Neuberger Berman Mid-Cap Growth Portfolio
05/01/2009 to 12/31/2009	$8.41	$10.38	8,686
01/01/2010 to 12/31/2010	$10.38	$13.00	18,742
01/01/2011 to 12/31/2011	$13.00	$12.87	5,978
01/01/2012 to 12/31/2012	$12.87	$14.08	12,258
01/01/2013 to 12/31/2013	$14.08	$18.17	4,962
AST Neuberger Berman Small-Cap Growth Portfolio
05/01/2009 to 12/31/2009	$6.84	$8.27	9,909
01/01/2010 to 12/31/2010	$8.27	$9.69	15,269
01/01/2011 to 04/29/2011	$9.69	$10.83	0
AST PIMCO Limited Maturity Bond Portfolio
05/01/2009 to 12/31/2009	$10.59	$11.07	27,342
01/01/2010 to 12/31/2010	$11.07	$11.20	33,522
01/01/2011 to 12/31/2011	$11.20	$11.14	14,026
01/01/2012 to 12/31/2012	$11.14	$11.36	8,601
01/01/2013 to 12/31/2013	$11.36	$10.82	4,268
AST PIMCO Total Return Bond Portfolio
05/01/2009 to 12/31/2009	$10.49	$11.57	100,899
01/01/2010 to 12/31/2010	$11.57	$12.13	259,444
01/01/2011 to 12/31/2011	$12.13	$12.18	94,206
01/01/2012 to 12/31/2012	$12.18	$12.97	96,756
01/01/2013 to 12/31/2013	$12.97	$12.39	59,772
AST Preservation Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$8.86	$10.22	159,770
01/01/2010 to 12/31/2010	$10.22	$11.00	172,519
01/01/2011 to 12/31/2011	$11.00	$10.81	76,467
01/01/2012 to 12/31/2012	$10.81	$11.62	85,882
01/01/2013 to 12/31/2013	$11.62	$12.35	28,140
AST Small-Cap Growth Portfolio
05/01/2009 to 12/31/2009	$7.46	$9.76	4,989
01/01/2010 to 12/31/2010	$9.76	$12.96	8,672
01/01/2011 to 12/31/2011	$12.96	$12.49	3,795
01/01/2012 to 12/31/2012	$12.49	$13.64	9,240
01/01/2013 to 12/31/2013	$13.64	$17.95	10,329
AST Small-Cap Value Portfolio
05/01/2009 to 12/31/2009	$7.42	$9.59	57,584
01/01/2010 to 12/31/2010	$9.59	$11.76	57,699
01/01/2011 to 12/31/2011	$11.76	$10.77	18,951
01/01/2012 to 12/31/2012	$10.77	$12.38	25,564
01/01/2013 to 12/31/2013	$12.38	$16.57	26,533
AST T. Rowe Price Equity Income Portfolio
05/01/2009 to 12/31/2009	$6.07	$7.73	14,808
01/01/2010 to 12/31/2010	$7.73	$8.52	17,597
01/01/2011 to 12/31/2011	$8.52	$8.16	8,102
01/01/2012 to 12/31/2012	$8.16	$9.32	19,482
01/01/2013 to 12/31/2013	$9.32	$11.76	24,827
AST T. Rowe Price Large-Cap Growth Portfolio
05/01/2009 to 12/31/2009	$8.57	$11.25	13,227
01/01/2010 to 12/31/2010	$11.25	$12.68	16,377
01/01/2011 to 12/31/2011	$12.68	$12.14	5,215
01/01/2012 to 12/31/2012	$12.14	$13.89	7,212
01/01/2013 to 12/31/2013	$13.89	$19.48	20,350

A-12

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Templeton Global Bond Portfolio formerly, AST T. Rowe Price Global Bond Portfolio
05/01/2009 to 12/31/2009	$9.71	$10.73	31,524
01/01/2010 to 12/31/2010	$10.73	$11.04	39,047
01/01/2011 to 12/31/2011	$11.04	$11.19	17,715
01/01/2012 to 12/31/2012	$11.19	$11.46	17,456
01/01/2013 to 12/31/2013	$11.46	$10.74	6,107
AST Western Asset Core Plus Bond Portfolio
05/01/2009 to 12/31/2009	$9.32	$9.99	50,536
01/01/2010 to 12/31/2010	$9.99	$10.49	80,747
01/01/2011 to 12/31/2011	$10.49	$10.83	33,098
01/01/2012 to 12/31/2012	$10.83	$11.37	41,891
01/01/2013 to 12/31/2013	$11.37	$10.90	64,111
Evergreen VA International Equity Fund
05/01/2009 to 12/31/2009	$7.46	$9.41	2,694
01/01/2010 to 07/16/2010	$9.41	$8.89	0
Evergreen VA Omega Fund
05/01/2009 to 12/31/2009	$9.09	$11.76	1,366
01/01/2010 to 07/16/2010	$11.76	$10.93	0
Wells Fargo Advantage VT International Equity Portfolio Share Class 1
07/16/2010* to 12/31/2010	$8.91	$10.72	2,060
01/01/2011 to 12/31/2011	$10.72	$9.10	775
01/01/2012 to 12/31/2012	$9.10	$10.07	1,130
01/01/2013 to 12/31/2013	$10.07	$11.76	873
Wells Fargo Advantage VT Omega Growth Portfolio Share Class 1
07/16/2010* to 12/31/2010	$10.93	$13.72	1,684
01/01/2011 to 12/31/2011	$13.72	$12.64	457
01/01/2012 to 12/31/2012	$12.64	$14.86	898
01/01/2013 to 12/31/2013	$14.86	$20.28	821

*	Denotes the start date of these sub-accounts

Optimum Four

Prudential Annuities Life Assurance Corporation

Prospectus

ACCUMULATION UNIT VALUES: With No Optional Benefits (1.65%)

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Academic Strategies Asset Allocation Portfolio
12/05/2005* to 12/31/2005	$10.00	$10.02	2,726,484
01/01/2006 to 12/31/2006	$10.02	$11.01	21,829,919
01/01/2007 to 12/31/2007	$11.01	$11.83	30,616,578
01/01/2008 to 12/31/2008	$11.83	$7.93	35,995,508
01/01/2009 to 12/31/2009	$7.93	$9.70	107,441,591
01/01/2010 to 12/31/2010	$9.70	$10.68	133,580,486
01/01/2011 to 12/31/2011	$10.68	$10.22	102,346,558
01/01/2012 to 12/31/2012	$10.22	$11.32	108,178,074
01/01/2013 to 12/31/2013	$11.32	$12.24	100,174,797

A-13

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST American Century Income & Growth Portfolio
06/20/2005* to 12/31/2005	$11.78	$11.90	4,205,656
01/01/2006 to 12/31/2006	$11.90	$13.68	3,984,557
01/01/2007 to 12/31/2007	$13.68	$13.44	3,435,528
01/01/2008 to 12/31/2008	$13.44	$8.62	2,803,150
01/01/2009 to 12/31/2009	$8.62	$9.99	4,930,435
01/01/2010 to 12/31/2010	$9.99	$11.18	6,178,407
01/01/2011 to 12/31/2011	$11.18	$11.39	5,937,210
01/01/2012 to 05/04/2012	$11.39	$12.38	0
AST Balanced Asset Allocation Portfolio
12/05/2005* to 12/31/2005	$10.00	$10.03	685,724
01/01/2006 to 12/31/2006	$10.03	$10.90	7,315,279
01/01/2007 to 12/31/2007	$10.90	$11.70	12,873,620
01/01/2008 to 12/31/2008	$11.70	$8.20	24,018,186
01/01/2009 to 12/31/2009	$8.20	$9.95	97,458,970
01/01/2010 to 12/31/2010	$9.95	$10.99	124,066,065
01/01/2011 to 12/31/2011	$10.99	$10.67	99,522,684
01/01/2012 to 12/31/2012	$10.67	$11.81	107,656,583
01/01/2013 to 12/31/2013	$11.81	$13.66	103,827,389
AST Capital Growth Asset Allocation Portfolio
12/05/2005* to 12/31/2005	$10.00	$10.01	2,586,013
01/01/2006 to 12/31/2006	$10.01	$11.19	23,048,850
01/01/2007 to 12/31/2007	$11.19	$12.07	31,465,957
01/01/2008 to 12/31/2008	$12.07	$7.73	32,624,883
01/01/2009 to 12/31/2009	$7.73	$9.52	118,425,926
01/01/2010 to 12/31/2010	$9.52	$10.62	141,306,019
01/01/2011 to 12/31/2011	$10.62	$10.19	100,099,910
01/01/2012 to 12/31/2012	$10.19	$11.40	113,717,767
01/01/2013 to 12/31/2013	$11.40	$13.75	125,316,122
AST Cohen & Steers Realty Portfolio
06/20/2005* to 12/31/2005	$19.77	$20.88	3,749,124
01/01/2006 to 12/31/2006	$20.88	$28.08	3,925,105
01/01/2007 to 12/31/2007	$28.08	$22.11	2,254,421
01/01/2008 to 12/31/2008	$22.11	$14.12	1,741,032
01/01/2009 to 12/31/2009	$14.12	$18.32	2,154,565
01/01/2010 to 12/31/2010	$18.32	$23.19	2,674,245
01/01/2011 to 12/31/2011	$23.19	$24.31	2,210,944
01/01/2012 to 12/31/2012	$24.31	$27.58	2,291,954
01/01/2013 to 12/31/2013	$27.58	$27.98	2,083,185
AST Federated Aggressive Growth Portfolio
01/01/2004 to 12/31/2004	$12.74	$15.42	4,808,453
01/01/2005 to 12/31/2005	$15.42	$16.60	5,464,855
01/01/2006 to 12/31/2006	$16.60	$18.43	4,641,175
01/01/2007 to 12/31/2007	$18.43	$20.16	4,026,646
01/01/2008 to 12/31/2008	$20.16	$11.08	2,977,983
01/01/2009 to 12/31/2009	$11.08	$14.46	3,702,808
01/01/2010 to 12/31/2010	$14.46	$18.85	4,200,876
01/01/2011 to 12/31/2011	$18.85	$16.11	4,029,967
01/01/2012 to 12/31/2012	$16.11	$19.02	3,987,156
01/01/2013 to 12/31/2013	$19.02	$26.34	3,589,232

A-14

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Goldman Sachs Large-Cap Value Portfolio
01/01/2004 to 12/31/2004	$10.50	$11.46	25,850,506
01/01/2005 to 12/31/2005	$11.46	$11.81	31,190,346
01/01/2006 to 12/31/2006	$11.81	$13.62	23,350,650
01/01/2007 to 12/31/2007	$13.62	$14.08	19,997,748
01/01/2008 to 12/31/2008	$14.08	$8.22	14,384,005
01/01/2009 to 12/31/2009	$8.22	$9.63	15,821,358
01/01/2010 to 12/31/2010	$9.63	$10.69	15,820,580
01/01/2011 to 12/31/2011	$10.69	$9.94	12,948,030
01/01/2012 to 12/31/2012	$9.94	$11.69	10,758,682
01/01/2013 to 12/31/2013	$11.69	$15.36	8,989,436
AST Goldman Sachs Mid-Cap Growth Portfolio
01/01/2004 to 12/31/2004	$10.31	$11.80	4,375,813
01/01/2005 to 12/31/2005	$11.80	$12.16	5,391,424
01/01/2006 to 12/31/2006	$12.16	$12.71	4,189,111
01/01/2007 to 12/31/2007	$12.71	$14.92	3,918,725
01/01/2008 to 12/31/2008	$14.92	$8.69	2,808,881
01/01/2009 to 12/31/2009	$8.69	$13.42	5,868,356
01/01/2010 to 12/31/2010	$13.42	$15.82	6,728,348
01/01/2011 to 12/31/2011	$15.82	$15.10	4,560,864
01/01/2012 to 12/31/2012	$15.10	$17.76	4,904,077
01/01/2013 to 12/31/2013	$17.76	$23.09	5,099,534
AST Herndon Large-Cap Value Portfolio formerly, AST BlackRock Value Portfolio
06/20/2005* to 12/31/2005	$12.81	$13.47	2,585,881
01/01/2006 to 12/31/2006	$13.47	$16.13	4,397,725
01/01/2007 to 12/31/2007	$16.13	$16.05	3,751,417
01/01/2008 to 12/31/2008	$16.05	$9.90	2,589,179
01/01/2009 to 12/31/2009	$9.90	$11.51	3,294,871
01/01/2010 to 12/31/2010	$11.51	$12.73	3,942,580
01/01/2011 to 12/31/2011	$12.73	$12.46	3,528,509
01/01/2012 to 12/31/2012	$12.46	$13.89	3,502,241
01/01/2013 to 12/31/2013	$13.89	$18.40	2,924,047
AST International Growth Portfolio
01/01/2004 to 12/31/2004	$13.39	$15.30	11,265,469
01/01/2005 to 12/31/2005	$15.30	$17.54	12,141,521
01/01/2006 to 12/31/2006	$17.54	$20.87	9,628,446
01/01/2007 to 12/31/2007	$20.87	$24.43	8,347,423
01/01/2008 to 12/31/2008	$24.43	$11.96	6,129,240
01/01/2009 to 12/31/2009	$11.96	$15.91	6,854,079
01/01/2010 to 12/31/2010	$15.91	$17.92	7,241,298
01/01/2011 to 12/31/2011	$17.92	$15.34	5,734,722
01/01/2012 to 12/31/2012	$15.34	$18.16	4,942,527
01/01/2013 to 12/31/2013	$18.16	$21.27	4,582,698
AST International Value Portfolio
01/01/2004 to 12/31/2004	$10.79	$12.84	1,897,469
01/01/2005 to 12/31/2005	$12.84	$14.36	2,013,543
01/01/2006 to 12/31/2006	$14.36	$18.00	3,305,654
01/01/2007 to 12/31/2007	$18.00	$20.85	4,044,519
01/01/2008 to 12/31/2008	$20.85	$11.48	2,393,870
01/01/2009 to 12/31/2009	$11.48	$14.74	3,492,926
01/01/2010 to 12/31/2010	$14.74	$16.10	3,649,081
01/01/2011 to 12/31/2011	$16.10	$13.85	2,916,031
01/01/2012 to 12/31/2012	$13.85	$15.89	2,668,328
01/01/2013 to 12/31/2013	$15.89	$18.67	2,705,225

A-15

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST J.P. Morgan International Equity Portfolio formerly, AST JPMorgan International Equity Portfolio
01/01/2004 to 12/31/2004	$11.00	$12.67	3,227,381
01/01/2005 to 12/31/2005	$12.67	$13.84	5,621,834
01/01/2006 to 12/31/2006	$13.84	$16.71	4,715,269
01/01/2007 to 12/31/2007	$16.71	$17.98	4,504,935
01/01/2008 to 12/31/2008	$17.98	$10.37	2,459,224
01/01/2009 to 12/31/2009	$10.37	$13.86	5,086,873
01/01/2010 to 12/31/2010	$13.86	$14.60	5,905,133
01/01/2011 to 12/31/2011	$14.60	$13.05	4,359,903
01/01/2012 to 12/31/2012	$13.05	$15.65	4,428,816
01/01/2013 to 12/31/2013	$15.65	$17.75	4,647,244
AST Large-Cap Value Portfolio
01/01/2004 to 12/31/2004	$9.83	$11.17	3,717,848
01/01/2005 to 12/31/2005	$11.17	$11.69	5,245,458
01/01/2006 to 12/31/2006	$11.69	$13.62	5,568,043
01/01/2007 to 12/31/2007	$13.62	$13.00	4,973,375
01/01/2008 to 12/31/2008	$13.00	$7.48	4,027,564
01/01/2009 to 12/31/2009	$7.48	$8.78	5,087,827
01/01/2010 to 12/31/2010	$8.78	$9.78	5,307,829
01/01/2011 to 12/31/2011	$9.78	$9.21	4,698,568
01/01/2012 to 12/31/2012	$9.21	$10.59	4,248,181
01/01/2013 to 12/31/2013	$10.59	$14.57	5,494,376
AST Loomis Sayles Large-Cap Growth Portfolio formerly, AST Marsico Capital Growth Portfolio
01/01/2004 to 12/31/2004	$10.78	$12.26	28,117,310
01/01/2005 to 12/31/2005	$12.26	$12.88	32,140,125
01/01/2006 to 12/31/2006	$12.88	$13.59	26,497,526
01/01/2007 to 12/31/2007	$13.59	$15.36	23,963,028
01/01/2008 to 12/31/2008	$15.36	$8.51	16,673,165
01/01/2009 to 12/31/2009	$8.51	$10.86	17,250,307
01/01/2010 to 12/31/2010	$10.86	$12.79	17,364,094
01/01/2011 to 12/31/2011	$12.79	$12.47	14,080,420
01/01/2012 to 12/31/2012	$12.47	$13.77	11,942,585
01/01/2013 to 12/31/2013	$13.77	$18.50	9,091,584
AST Lord Abbett Core Fixed Income Portfolio
01/01/2004 to 12/31/2004	$11.61	$12.26	8,369,008
01/01/2005 to 12/31/2005	$12.26	$12.20	12,427,806
01/01/2006 to 12/31/2006	$12.20	$13.17	10,147,675
01/01/2007 to 12/31/2007	$13.17	$13.74	8,365,789
01/01/2008 to 12/31/2008	$13.74	$10.37	8,586,978
01/01/2009 to 12/31/2009	$10.37	$13.73	10,096,051
01/01/2010 to 12/31/2010	$13.73	$15.32	8,604,037
01/01/2011 to 12/31/2011	$15.32	$16.60	9,200,629
01/01/2012 to 12/31/2012	$16.60	$17.29	8,547,651
01/01/2013 to 12/31/2013	$17.29	$16.67	6,345,324

A-16

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST MFS Growth Portfolio
01/01/2004 to 12/31/2004	$9.16	$9.97	4,529,834
01/01/2005 to 12/31/2005	$9.97	$10.43	5,915,443
01/01/2006 to 12/31/2006	$10.43	$11.25	4,572,301
01/01/2007 to 12/31/2007	$11.25	$12.73	3,902,210
01/01/2008 to 12/31/2008	$12.73	$7.98	3,159,245
01/01/2009 to 12/31/2009	$7.98	$9.75	4,944,538
01/01/2010 to 12/31/2010	$9.75	$10.82	5,238,425
01/01/2011 to 12/31/2011	$10.82	$10.57	4,289,955
01/01/2012 to 12/31/2012	$10.57	$12.18	4,420,398
01/01/2013 to 12/31/2013	$12.18	$16.37	4,361,903
AST Mid-Cap Value Portfolio
01/01/2005 to 12/31/2005	$12.38	$12.83	1,988,251
01/01/2006 to 12/31/2006	$12.83	$14.42	1,907,063
01/01/2007 to 12/31/2007	$14.42	$14.57	1,540,522
01/01/2008 to 12/31/2008	$14.57	$8.87	1,381,269
01/01/2009 to 12/31/2009	$8.87	$12.11	2,137,413
01/01/2010 to 12/31/2010	$12.11	$14.72	2,978,973
01/01/2011 to 12/31/2011	$14.72	$13.98	2,405,087
01/01/2012 to 12/31/2012	$13.98	$16.28	2,424,624
01/01/2013 to 12/31/2013	$16.28	$21.20	2,138,372
AST Money Market Portfolio
01/01/2004 to 12/31/2004	$9.86	$9.78	29,870,585
01/01/2005 to 12/31/2005	$9.78	$9.88	42,442,274
01/01/2006 to 12/31/2006	$9.88	$10.16	46,325,237
01/01/2007 to 12/31/2007	$10.16	$10.48	56,111,128
01/01/2008 to 12/31/2008	$10.48	$10.57	91,319,625
01/01/2009 to 12/31/2009	$10.57	$10.42	66,786,776
01/01/2010 to 12/31/2010	$10.42	$10.25	50,307,852
01/01/2011 to 12/31/2011	$10.25	$10.09	50,902,069
01/01/2012 to 12/31/2012	$10.09	$9.92	39,894,836
01/01/2013 to 12/31/2013	$9.92	$9.76	29,504,243
AST Neuberger Berman / LSV Mid-Cap Value Portfolio
01/01/2004 to 12/31/2004	$12.01	$14.51	11,461,684
01/01/2005 to 12/31/2005	$14.51	$15.99	12,260,006
01/01/2006 to 12/31/2006	$15.99	$17.42	9,574,218
01/01/2007 to 12/31/2007	$17.42	$17.67	8,191,847
01/01/2008 to 12/31/2008	$17.67	$10.03	5,184,438
01/01/2009 to 12/31/2009	$10.03	$13.88	5,689,131
01/01/2010 to 12/31/2010	$13.88	$16.85	5,901,157
01/01/2011 to 12/31/2011	$16.85	$16.16	4,911,194
01/01/2012 to 12/31/2012	$16.16	$18.62	4,148,499
01/01/2013 to 12/31/2013	$18.62	$26.00	4,423,739
AST Neuberger Berman Mid-Cap Growth Portfolio
06/20/2005* to 12/31/2005	$10.98	$12.12	5,728,444
01/01/2006 to 12/31/2006	$12.12	$13.59	5,378,198
01/01/2007 to 12/31/2007	$13.59	$16.34	6,560,811
01/01/2008 to 12/31/2008	$16.34	$9.13	3,042,143
01/01/2009 to 12/31/2009	$9.13	$11.65	4,022,837
01/01/2010 to 12/31/2010	$11.65	$14.75	5,702,161
01/01/2011 to 12/31/2011	$14.75	$14.75	4,466,247
01/01/2012 to 12/31/2012	$14.75	$16.30	3,764,767
01/01/2013 to 12/31/2013	$16.30	$21.26	3,561,170

A-17

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Neuberger Berman Small-Cap Growth Portfolio
01/01/2004 to 12/31/2004	$11.13	$11.98	1,618,719
01/01/2005 to 12/31/2005	$11.98	$11.83	1,385,431
01/01/2006 to 12/31/2006	$11.83	$12.53	1,174,654
01/01/2007 to 12/31/2007	$12.53	$14.63	1,215,825
01/01/2008 to 12/31/2008	$14.63	$8.27	768,282
01/01/2009 to 12/31/2009	$8.27	$9.97	1,585,215
01/01/2010 to 12/31/2010	$9.97	$11.79	2,045,616
01/01/2011 to 04/29/2011	$11.79	$13.23	0
AST PIMCO Limited Maturity Bond Portfolio
01/01/2004 to 12/31/2004	$10.51	$10.55	21,299,789
01/01/2005 to 12/31/2005	$10.55	$10.54	28,031,651
01/01/2006 to 12/31/2006	$10.54	$10.76	22,394,558
01/01/2007 to 12/31/2007	$10.76	$11.31	20,392,150
01/01/2008 to 12/31/2008	$11.31	$11.24	15,403,578
01/01/2009 to 12/31/2009	$11.24	$12.19	19,779,745
01/01/2010 to 12/31/2010	$12.19	$12.46	20,255,855
01/01/2011 to 12/31/2011	$12.46	$12.53	18,155,075
01/01/2012 to 12/31/2012	$12.53	$12.90	15,540,231
01/01/2013 to 12/31/2013	$12.90	$12.41	10,724,539
AST PIMCO Total Return Bond Portfolio
01/01/2004 to 12/31/2004	$10.95	$11.31	33,208,757
01/01/2005 to 12/31/2005	$11.31	$11.40	22,436,395
01/01/2006 to 12/31/2006	$11.40	$11.63	21,700,661
01/01/2007 to 12/31/2007	$11.63	$12.39	21,645,194
01/01/2008 to 12/31/2008	$12.39	$11.91	20,478,277
01/01/2009 to 12/31/2009	$11.91	$13.65	59,442,486
01/01/2010 to 12/31/2010	$13.65	$14.46	75,211,006
01/01/2011 to 12/31/2011	$14.46	$14.67	60,233,010
01/01/2012 to 12/31/2012	$14.67	$15.77	65,143,645
01/01/2013 to 12/31/2013	$15.77	$15.23	54,477,871
AST Preservation Asset Allocation Portfolio
12/05/2005* to 12/31/2005	$10.00	$10.04	115,215
01/01/2006 to 12/31/2006	$10.04	$10.66	3,303,256
01/01/2007 to 12/31/2007	$10.66	$11.40	7,359,596
01/01/2008 to 12/31/2008	$11.40	$9.02	24,830,005
01/01/2009 to 12/31/2009	$9.02	$10.65	82,197,582
01/01/2010 to 12/31/2010	$10.65	$11.58	100,001,194
01/01/2011 to 12/31/2011	$11.58	$11.51	96,778,216
01/01/2012 to 12/31/2012	$11.51	$12.49	98,362,559
01/01/2013 to 12/31/2013	$12.49	$13.42	79,093,854
AST Small-Cap Growth Portfolio
01/01/2004 to 12/31/2004	$9.89	$9.05	2,242,129
01/01/2005 to 12/31/2005	$9.05	$9.04	2,134,731
01/01/2006 to 12/31/2006	$9.04	$10.01	1,867,490
01/01/2007 to 12/31/2007	$10.01	$10.55	1,740,242
01/01/2008 to 12/31/2008	$10.55	$6.74	1,375,635
01/01/2009 to 12/31/2009	$6.74	$8.88	2,524,147
01/01/2010 to 12/31/2010	$8.88	$11.91	4,648,452
01/01/2011 to 12/31/2011	$11.91	$11.60	3,213,655
01/01/2012 to 12/31/2012	$11.60	$12.80	3,096,260
01/01/2013 to 12/31/2013	$12.80	$17.01	4,073,887

A-18

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Small-Cap Value Portfolio
01/01/2004 to 12/31/2004	$12.42	$14.22	10,785,030
01/01/2005 to 12/31/2005	$14.22	$14.91	11,285,282
01/01/2006 to 12/31/2006	$14.91	$17.61	9,098,178
01/01/2007 to 12/31/2007	$17.61	$16.34	8,130,632
01/01/2008 to 12/31/2008	$16.34	$11.30	6,242,966
01/01/2009 to 12/31/2009	$11.30	$14.11	6,242,625
01/01/2010 to 12/31/2010	$14.11	$17.49	6,195,308
01/01/2011 to 12/31/2011	$17.49	$16.17	5,166,090
01/01/2012 to 12/31/2012	$16.17	$18.79	3,913,693
01/01/2013 to 12/31/2013	$18.79	$25.39	3,418,708
AST T. Rowe Price Equity Income Portfolio
01/01/2004 to 12/31/2004	$11.06	$12.39	4,643,022
01/01/2005 to 12/31/2005	$12.39	$12.86	4,311,857
01/01/2006 to 12/31/2006	$12.86	$15.34	5,318,094
01/01/2007 to 12/31/2007	$15.34	$14.55	4,469,636
01/01/2008 to 12/31/2008	$14.55	$8.32	2,874,755
01/01/2009 to 12/31/2009	$8.32	$10.13	3,572,238
01/01/2010 to 12/31/2010	$10.13	$11.28	4,182,015
01/01/2011 to 12/31/2011	$11.28	$10.91	3,313,597
01/01/2012 to 12/31/2012	$10.91	$12.58	4,588,707
01/01/2013 to 12/31/2013	$12.58	$16.05	5,133,443
AST T. Rowe Price Large-Cap Growth Portfolio
01/01/2004 to 12/31/2004	$9.08	$9.44	2,378,881
01/01/2005 to 12/31/2005	$9.44	$10.81	3,925,742
01/01/2006 to 12/31/2006	$10.81	$11.23	4,132,529
01/01/2007 to 12/31/2007	$11.23	$11.96	5,137,246
01/01/2008 to 12/31/2008	$11.96	$6.99	4,437,756
01/01/2009 to 12/31/2009	$6.99	$10.54	10,159,519
01/01/2010 to 12/31/2010	$10.54	$12.01	12,250,636
01/01/2011 to 12/31/2011	$12.01	$11.61	9,294,364
01/01/2012 to 12/31/2012	$11.61	$13.43	10,725,477
01/01/2013 to 12/31/2013	$13.43	$19.02	11,809,685
AST Templeton Global Bond Portfolio formerly, AST T. Rowe Price Global Bond Portfolio
01/01/2004 to 12/31/2004	$12.59	$13.45	4,717,822
01/01/2005 to 12/31/2005	$13.45	$12.64	6,261,824
01/01/2006 to 12/31/2006	$12.64	$13.21	6,093,700
01/01/2007 to 12/31/2007	$13.21	$14.24	6,452,566
01/01/2008 to 12/31/2008	$14.24	$13.67	4,228,137
01/01/2009 to 12/31/2009	$13.67	$15.07	6,337,072
01/01/2010 to 12/31/2010	$15.07	$15.67	7,114,847
01/01/2011 to 12/31/2011	$15.67	$16.05	6,639,260
01/01/2012 to 12/31/2012	$16.05	$16.61	5,533,305
01/01/2013 to 12/31/2013	$16.61	$15.72	4,600,108
AST Western Asset Core Plus Bond Portfolio
11/19/2007* to 12/31/2007	$10.00	$9.98	213,630
01/01/2008 to 12/31/2008	$9.98	$9.30	4,064,760
01/01/2009 to 12/31/2009	$9.30	$10.21	12,750,275
01/01/2010 to 12/31/2010	$10.21	$10.83	17,651,916
01/01/2011 to 12/31/2011	$10.83	$11.29	18,170,336
01/01/2012 to 12/31/2012	$11.29	$11.98	18,416,796
01/01/2013 to 12/31/2013	$11.98	$11.60	17,928,589

A-19

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
Evergreen VA International Equity Fund
01/01/2004 to 12/31/2004	$11.65	$13.66	414,631
01/01/2005 to 12/31/2005	$13.66	$15.59	689,816
01/01/2006 to 12/31/2006	$15.59	$18.88	1,081,552
01/01/2007 to 12/31/2007	$18.88	$21.35	1,401,663
01/01/2008 to 12/31/2008	$21.35	$12.29	984,931
01/01/2009 to 12/31/2009	$12.29	$14.01	668,798
01/01/2010 to 07/16/2010	$14.01	$13.31	0
Evergreen VA Omega Fund
01/01/2004 to 12/31/2004	$10.71	$11.29	570,123
01/01/2005 to 12/31/2005	$11.29	$11.53	281,775
01/01/2006 to 12/31/2006	$11.53	$12.03	241,307
01/01/2007 to 12/31/2007	$12.03	$13.24	249,298
01/01/2008 to 12/31/2008	$13.24	$9.48	271,517
01/01/2009 to 12/31/2009	$9.48	$13.42	749,780
01/01/2010 to 07/16/2010	$13.42	$12.54	0
Wells Fargo Advantage VT International Equity Portfolio Share Class 1
07/16/2010* to 12/31/2010	$13.33	$16.11	637,587
01/01/2011 to 12/31/2011	$16.11	$13.82	523,908
01/01/2012 to 12/31/2012	$13.82	$15.45	401,945
01/01/2013 to 12/31/2013	$15.45	$18.23	283,907
Wells Fargo Advantage VT Omega Growth Portfolio Share Class 1
07/16/2010* to 12/31/2010	$12.54	$15.82	385,986
01/01/2011 to 12/31/2011	$15.82	$14.72	411,256
01/01/2012 to 12/31/2012	$14.72	$17.48	413,544
01/01/2013 to 12/31/2013	$17.48	$24.11	306,342

*	Denotes the start date of these sub-accounts

Optimum Four

Prudential Annuities Life Assurance Corporation

Prospectus

ACCUMULATION UNIT VALUES: With HD GRO 60 bps and Combo 5%/HAV 80 bps OR GRO Plus 2008 60 bps and Combo 5%/HAV 80 bps (3.05%)

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Academic Strategies Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$10.02	$12.13	20,597
01/01/2010 to 12/31/2010	$12.13	$13.17	65,536
01/01/2011 to 12/31/2011	$13.17	$12.43	29,622
01/01/2012 to 12/31/2012	$12.43	$13.57	36,253
01/01/2013 to 12/31/2013	$13.57	$14.46	11,985
AST American Century Income & Growth Portfolio
05/01/2009 to 12/31/2009	$10.08	$12.38	11,520
01/01/2010 to 12/31/2010	$12.38	$13.66	10,502
01/01/2011 to 12/31/2011	$13.66	$13.72	7,324
01/01/2012 to 05/04/2012	$13.72	$14.83	0

A-20

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Balanced Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$10.02	$11.96	104,004
01/01/2010 to 12/31/2010	$11.96	$13.02	131,786
01/01/2011 to 12/31/2011	$13.02	$12.47	52,667
01/01/2012 to 12/31/2012	$12.47	$13.60	56,424
01/01/2013 to 12/31/2013	$13.60	$15.51	26,419
AST Bond Portfolio 2015
05/01/2009 to 12/31/2009	$9.96	$9.92	0
01/01/2010 to 12/31/2010	$9.92	$10.52	0
01/01/2011 to 12/31/2011	$10.52	$10.85	0
01/01/2012 to 12/31/2012	$10.85	$10.84	0
01/01/2013 to 12/31/2013	$10.84	$10.48	0
AST Bond Portfolio 2016
05/01/2009 to 12/31/2009	$9.94	$9.54	10,856
01/01/2010 to 12/31/2010	$9.54	$10.23	53,548
01/01/2011 to 12/31/2011	$10.23	$10.88	99,457
01/01/2012 to 12/31/2012	$10.88	$10.98	49,369
01/01/2013 to 12/31/2013	$10.98	$10.58	31,441
AST Bond Portfolio 2017
01/04/2010* to 12/31/2010	$10.00	$10.63	78,013
01/01/2011 to 12/31/2011	$10.63	$11.48	166,186
01/01/2012 to 12/31/2012	$11.48	$11.70	128,946
01/01/2013 to 12/31/2013	$11.70	$11.11	97,521
AST Bond Portfolio 2018
05/01/2009 to 12/31/2009	$9.92	$9.61	0
01/01/2010 to 12/31/2010	$9.61	$10.36	0
01/01/2011 to 12/31/2011	$10.36	$11.41	300,079
01/01/2012 to 12/31/2012	$11.41	$11.69	203,929
01/01/2013 to 12/31/2013	$11.69	$10.98	124,021
AST Bond Portfolio 2019
05/01/2009 to 12/31/2009	$9.91	$9.51	0
01/01/2010 to 12/31/2010	$9.51	$10.27	0
01/01/2011 to 12/31/2011	$10.27	$11.55	0
01/01/2012 to 12/31/2012	$11.55	$11.85	57,097
01/01/2013 to 12/31/2013	$11.85	$10.93	75,887
AST Bond Portfolio 2020
05/01/2009 to 12/31/2009	$9.88	$9.19	0
01/01/2010 to 12/31/2010	$9.19	$9.96	67,081
01/01/2011 to 12/31/2011	$9.96	$11.46	5,989
01/01/2012 to 12/31/2012	$11.46	$11.82	3,224
01/01/2013 to 12/31/2013	$11.82	$10.71	100,166
AST Bond Portfolio 2021
01/04/2010* to 12/31/2010	$10.00	$10.87	55,827
01/01/2011 to 12/31/2011	$10.87	$12.68	479,189
01/01/2012 to 12/31/2012	$12.68	$13.12	250,845
01/01/2013 to 12/31/2013	$13.12	$11.83	78,873
AST Bond Portfolio 2022
01/03/2011* to 12/31/2011	$10.00	$11.87	148,179
01/01/2012 to 12/31/2012	$11.87	$12.18	231,919
01/01/2013 to 12/31/2013	$12.18	$10.66	25,469
AST Bond Portfolio 2023
01/03/2012* to 12/31/2012	$10.00	$10.27	77,251
01/01/2013 to 12/31/2013	$10.27	$8.94	685,322

A-21

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Bond Portfolio 2024
01/02/2013* to 12/31/2013	$10.00	$8.64	347,529
AST Capital Growth Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$10.04	$12.23	88,371
01/01/2010 to 12/31/2010	$12.23	$13.44	112,968
01/01/2011 to 12/31/2011	$13.44	$12.71	48,818
01/01/2012 to 12/31/2012	$12.71	$14.02	64,061
01/01/2013 to 12/31/2013	$14.02	$16.67	34,911
AST Cohen & Steers Realty Portfolio
05/01/2009 to 12/31/2009	$9.61	$14.41	3,009
01/01/2010 to 12/31/2010	$14.41	$17.98	2,762
01/01/2011 to 12/31/2011	$17.98	$18.59	1,055
01/01/2012 to 12/31/2012	$18.59	$20.78	1,973
01/01/2013 to 12/31/2013	$20.78	$20.78	973
AST Federated Aggressive Growth Portfolio
05/01/2009 to 12/31/2009	$9.98	$12.90	3,606
01/01/2010 to 12/31/2010	$12.90	$16.57	4,862
01/01/2011 to 12/31/2011	$16.57	$13.96	5,255
01/01/2012 to 12/31/2012	$13.96	$16.25	5,823
01/01/2013 to 12/31/2013	$16.25	$22.19	4,781
AST Goldman Sachs Large-Cap Value Portfolio
05/01/2009 to 12/31/2009	$10.12	$12.12	5,259
01/01/2010 to 12/31/2010	$12.12	$13.27	4,461
01/01/2011 to 12/31/2011	$13.27	$12.15	2,054
01/01/2012 to 12/31/2012	$12.15	$14.10	2,577
01/01/2013 to 12/31/2013	$14.10	$18.25	2,072
AST Goldman Sachs Mid-Cap Growth Portfolio
05/01/2009 to 12/31/2009	$10.06	$13.39	10,087
01/01/2010 to 12/31/2010	$13.39	$15.56	11,918
01/01/2011 to 12/31/2011	$15.56	$14.64	5,719
01/01/2012 to 12/31/2012	$14.64	$16.97	5,361
01/01/2013 to 12/31/2013	$16.97	$21.75	3,788
AST Herndon Large-Cap Value Portfolio formerly, AST BlackRock Value Portfolio
05/01/2009 to 12/31/2009	$10.10	$12.67	3,083
01/01/2010 to 12/31/2010	$12.67	$13.81	2,749
01/01/2011 to 12/31/2011	$13.81	$13.33	1,157
01/01/2012 to 12/31/2012	$13.33	$14.65	912
01/01/2013 to 12/31/2013	$14.65	$19.12	533
AST International Growth Portfolio
05/01/2009 to 12/31/2009	$10.14	$13.18	2,490
01/01/2010 to 12/31/2010	$13.18	$14.63	11,291
01/01/2011 to 12/31/2011	$14.63	$12.35	3,255
01/01/2012 to 12/31/2012	$12.35	$14.42	4,810
01/01/2013 to 12/31/2013	$14.42	$16.64	2,931
AST International Value Portfolio
05/01/2009 to 12/31/2009	$10.12	$13.01	2,413
01/01/2010 to 12/31/2010	$13.01	$14.02	2,501
01/01/2011 to 12/31/2011	$14.02	$11.88	1,271
01/01/2012 to 12/31/2012	$11.88	$13.44	1,073
01/01/2013 to 12/31/2013	$13.44	$15.57	345

A-22

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST J.P. Morgan International Equity Portfolio formerly, AST JPMorgan International Equity Portfolio
05/01/2009 to 12/31/2009	$10.13	$13.50	6,659
01/01/2010 to 12/31/2010	$13.50	$14.02	15,984
01/01/2011 to 12/31/2011	$14.02	$12.35	3,646
01/01/2012 to 12/31/2012	$12.35	$14.60	4,897
01/01/2013 to 12/31/2013	$14.60	$16.33	2,837
AST Large-Cap Value Portfolio
05/01/2009 to 12/31/2009	$10.06	$12.65	573
01/01/2010 to 12/31/2010	$12.65	$13.88	14,237
01/01/2011 to 12/31/2011	$13.88	$12.89	2,571
01/01/2012 to 12/31/2012	$12.89	$14.61	3,452
01/01/2013 to 12/31/2013	$14.61	$19.81	2,533
AST Loomis Sayles Large-Cap Growth Portfolio formerly, AST Marsico Capital Growth Portfolio
05/01/2009 to 12/31/2009	$10.01	$12.63	10,541
01/01/2010 to 12/31/2010	$12.63	$14.66	10,205
01/01/2011 to 12/31/2011	$14.66	$14.09	6,178
01/01/2012 to 12/31/2012	$14.09	$15.33	5,047
01/01/2013 to 12/31/2013	$15.33	$20.31	4,771
AST Lord Abbett Core Fixed Income Portfolio
05/01/2009 to 12/31/2009	$10.03	$12.00	1,494
01/01/2010 to 12/31/2010	$12.00	$13.20	5,460
01/01/2011 to 12/31/2011	$13.20	$14.10	3,371
01/01/2012 to 12/31/2012	$14.10	$14.48	3,340
01/01/2013 to 12/31/2013	$14.48	$13.76	550
AST MFS Growth Portfolio
05/01/2009 to 12/31/2009	$10.03	$12.07	12,013
01/01/2010 to 12/31/2010	$12.07	$13.20	19,094
01/01/2011 to 12/31/2011	$13.20	$12.72	5,650
01/01/2012 to 12/31/2012	$12.72	$14.44	12,520
01/01/2013 to 12/31/2013	$14.44	$19.14	7,446
AST Mid-Cap Value Portfolio
05/01/2009 to 12/31/2009	$9.99	$13.14	12,399
01/01/2010 to 12/31/2010	$13.14	$15.75	8,558
01/01/2011 to 12/31/2011	$15.75	$14.74	4,926
01/01/2012 to 12/31/2012	$14.74	$16.92	5,226
01/01/2013 to 12/31/2013	$16.92	$21.73	2,453
AST Money Market Portfolio
05/01/2009 to 12/31/2009	$10.00	$9.80	61,155
01/01/2010 to 12/31/2010	$9.80	$9.50	66,807
01/01/2011 to 12/31/2011	$9.50	$9.22	22,753
01/01/2012 to 12/31/2012	$9.22	$8.94	21,654
01/01/2013 to 12/31/2013	$8.94	$8.66	38,219
AST Neuberger Berman / LSV Mid-Cap Value Portfolio
05/01/2009 to 12/31/2009	$10.13	$13.62	1,324
01/01/2010 to 12/31/2010	$13.62	$16.31	2,199
01/01/2011 to 12/31/2011	$16.31	$15.42	751
01/01/2012 to 12/31/2012	$15.42	$17.51	4,345
01/01/2013 to 12/31/2013	$17.51	$24.10	3,593

A-23

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Neuberger Berman Mid-Cap Growth Portfolio
05/01/2009 to 12/31/2009	$9.98	$12.28	2,880
01/01/2010 to 12/31/2010	$12.28	$15.32	12,697
01/01/2011 to 12/31/2011	$15.32	$15.10	3,661
01/01/2012 to 12/31/2012	$15.10	$16.46	10,250
01/01/2013 to 12/31/2013	$16.46	$21.16	6,640
AST Neuberger Berman Small-Cap Growth Portfolio
05/01/2009 to 12/31/2009	$9.93	$11.99	1,364
01/01/2010 to 12/31/2010	$11.99	$13.98	13,027
01/01/2011 to 04/29/2011	$13.98	$15.60	0
AST PIMCO Limited Maturity Bond Portfolio
05/01/2009 to 12/31/2009	$9.99	$10.41	10,719
01/01/2010 to 12/31/2010	$10.41	$10.49	8,917
01/01/2011 to 12/31/2011	$10.49	$10.40	3,150
01/01/2012 to 12/31/2012	$10.40	$10.55	3,391
01/01/2013 to 12/31/2013	$10.55	$10.01	590
AST PIMCO Total Return Bond Portfolio
05/01/2009 to 12/31/2009	$9.98	$10.98	109,219
01/01/2010 to 12/31/2010	$10.98	$11.46	174,087
01/01/2011 to 12/31/2011	$11.46	$11.47	92,726
01/01/2012 to 12/31/2012	$11.47	$12.15	96,820
01/01/2013 to 12/31/2013	$12.15	$11.57	35,919
AST Preservation Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$10.02	$11.53	117,847
01/01/2010 to 12/31/2010	$11.53	$12.36	141,279
01/01/2011 to 12/31/2011	$12.36	$12.10	76,596
01/01/2012 to 12/31/2012	$12.10	$12.95	76,027
01/01/2013 to 12/31/2013	$12.95	$13.71	18,950
AST Small-Cap Growth Portfolio
05/01/2009 to 12/31/2009	$10.01	$13.05	1,009
01/01/2010 to 12/31/2010	$13.05	$17.25	4,684
01/01/2011 to 12/31/2011	$17.25	$16.57	1,545
01/01/2012 to 12/31/2012	$16.57	$18.01	4,955
01/01/2013 to 12/31/2013	$18.01	$23.61	3,505
AST Small-Cap Value Portfolio
05/01/2009 to 12/31/2009	$9.98	$12.85	758
01/01/2010 to 12/31/2010	$12.85	$15.70	9,508
01/01/2011 to 12/31/2011	$15.70	$14.31	2,394
01/01/2012 to 12/31/2012	$14.31	$16.40	3,290
01/01/2013 to 12/31/2013	$16.40	$21.84	2,171
AST T. Rowe Price Equity Income Portfolio
05/01/2009 to 12/31/2009	$10.10	$12.82	240
01/01/2010 to 12/31/2010	$12.82	$14.07	187
01/01/2011 to 12/31/2011	$14.07	$13.42	1,337
01/01/2012 to 12/31/2012	$13.42	$15.25	120
01/01/2013 to 12/31/2013	$15.25	$19.18	429
AST T. Rowe Price Large-Cap Growth Portfolio
05/01/2009 to 12/31/2009	$9.99	$13.07	5,649
01/01/2010 to 12/31/2010	$13.07	$14.68	16,473
01/01/2011 to 12/31/2011	$14.68	$13.99	4,943
01/01/2012 to 12/31/2012	$13.99	$15.95	7,580
01/01/2013 to 12/31/2013	$15.95	$22.27	3,641

A-24

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Templeton Global Bond Portfolio formerly, AST T. Rowe Price Global Bond Portfolio
05/01/2009 to 12/31/2009	$10.02	$11.03	7,216
01/01/2010 to 12/31/2010	$11.03	$11.31	13,161
01/01/2011 to 12/31/2011	$11.31	$11.42	8,552
01/01/2012 to 12/31/2012	$11.42	$11.65	8,562
01/01/2013 to 12/31/2013	$11.65	$10.87	953
AST Western Asset Core Plus Bond Portfolio
05/01/2009 to 12/31/2009	$9.99	$10.68	608
01/01/2010 to 12/31/2010	$10.68	$11.17	8,009
01/01/2011 to 12/31/2011	$11.17	$11.48	2,004
01/01/2012 to 12/31/2012	$11.48	$12.00	4,104
01/01/2013 to 12/31/2013	$12.00	$11.46	1,345
Evergreen VA International Equity Fund
05/01/2009 to 12/31/2009	$10.05	$12.65	96
01/01/2010 to 07/16/2010	$12.65	$11.93	0
Evergreen VA Omega Fund
05/01/2009 to 12/31/2009	$9.89	$12.76	471
01/01/2010 to 07/16/2010	$12.76	$11.82	0
Wells Fargo Advantage VT International Equity Portfolio Share Class 1
07/16/2010* to 12/31/2010	$11.94	$14.34	0
01/01/2011 to 12/31/2011	$14.34	$12.13	0
01/01/2012 to 12/31/2012	$12.13	$13.37	0
01/01/2013 to 12/31/2013	$13.37	$15.54	0
Wells Fargo Advantage VT Omega Growth Portfolio Share Class 1
07/16/2010* to 12/31/2010	$11.82	$14.81	0
01/01/2011 to 12/31/2011	$14.81	$13.59	0
01/01/2012 to 12/31/2012	$13.59	$15.91	0
01/01/2013 to 12/31/2013	$15.91	$21.63	0

*	Denotes the start date of these sub-accounts

Optimum Plus

Prudential Annuities Life Assurance Corporation

Prospectus

ACCUMULATION UNIT VALUES: With No Optional Benefits (1.65%)

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Academic Strategies Asset Allocation Portfolio
12/05/2005* to 12/31/2005	$10.00	$10.02	2,726,484
01/01/2006 to 12/31/2006	$10.02	$11.01	21,829,919
01/01/2007 to 12/31/2007	$11.01	$11.83	30,616,578
01/01/2008 to 12/31/2008	$11.83	$7.93	35,995,508
01/01/2009 to 12/31/2009	$7.93	$9.70	107,441,591
01/01/2010 to 12/31/2010	$9.70	$10.68	133,580,486
01/01/2011 to 12/31/2011	$10.68	$10.22	102,346,558
01/01/2012 to 12/31/2012	$10.22	$11.32	108,178,074
01/01/2013 to 12/31/2013	$11.32	$12.24	100,174,797

A-25

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST American Century Income & Growth Portfolio
06/20/2005* to 12/31/2005	$11.78	$11.90	4,205,656
01/01/2006 to 12/31/2006	$11.90	$13.68	3,984,557
01/01/2007 to 12/31/2007	$13.68	$13.44	3,435,528
01/01/2008 to 12/31/2008	$13.44	$8.62	2,803,150
01/01/2009 to 12/31/2009	$8.62	$9.99	4,930,435
01/01/2010 to 12/31/2010	$9.99	$11.18	6,178,407
01/01/2011 to 12/31/2011	$11.18	$11.39	5,937,210
01/01/2012 to 05/04/2012	$11.39	$12.38	0
AST Balanced Asset Allocation Portfolio
12/05/2005* to 12/31/2005	$10.00	$10.03	685,724
01/01/2006 to 12/31/2006	$10.03	$10.90	7,315,279
01/01/2007 to 12/31/2007	$10.90	$11.70	12,873,620
01/01/2008 to 12/31/2008	$11.70	$8.20	24,018,186
01/01/2009 to 12/31/2009	$8.20	$9.95	97,458,970
01/01/2010 to 12/31/2010	$9.95	$10.99	124,066,065
01/01/2011 to 12/31/2011	$10.99	$10.67	99,522,684
01/01/2012 to 12/31/2012	$10.67	$11.81	107,656,583
01/01/2013 to 12/31/2013	$11.81	$13.66	103,827,389
AST Capital Growth Asset Allocation Portfolio
12/05/2005* to 12/31/2005	$10.00	$10.01	2,586,013
01/01/2006 to 12/31/2006	$10.01	$11.19	23,048,850
01/01/2007 to 12/31/2007	$11.19	$12.07	31,465,957
01/01/2008 to 12/31/2008	$12.07	$7.73	32,624,883
01/01/2009 to 12/31/2009	$7.73	$9.52	118,425,926
01/01/2010 to 12/31/2010	$9.52	$10.62	141,306,019
01/01/2011 to 12/31/2011	$10.62	$10.19	100,099,910
01/01/2012 to 12/31/2012	$10.19	$11.40	113,717,767
01/01/2013 to 12/31/2013	$11.40	$13.75	125,316,122
AST Cohen & Steers Realty Portfolio
06/20/2005* to 12/31/2005	$19.77	$20.88	3,749,124
01/01/2006 to 12/31/2006	$20.88	$28.08	3,925,105
01/01/2007 to 12/31/2007	$28.08	$22.11	2,254,421
01/01/2008 to 12/31/2008	$22.11	$14.12	1,741,032
01/01/2009 to 12/31/2009	$14.12	$18.32	2,154,565
01/01/2010 to 12/31/2010	$18.32	$23.19	2,674,245
01/01/2011 to 12/31/2011	$23.19	$24.31	2,210,944
01/01/2012 to 12/31/2012	$24.31	$27.58	2,291,954
01/01/2013 to 12/31/2013	$27.58	$27.98	2,083,185
AST Federated Aggressive Growth Portfolio
01/01/2004 to 12/31/2004	$12.74	$15.42	4,808,453
01/01/2005 to 12/31/2005	$15.42	$16.60	5,464,855
01/01/2006 to 12/31/2006	$16.60	$18.43	4,641,175
01/01/2007 to 12/31/2007	$18.43	$20.16	4,026,646
01/01/2008 to 12/31/2008	$20.16	$11.08	2,977,983
01/01/2009 to 12/31/2009	$11.08	$14.46	3,702,808
01/01/2010 to 12/31/2010	$14.46	$18.85	4,200,876
01/01/2011 to 12/31/2011	$18.85	$16.11	4,029,967
01/01/2012 to 12/31/2012	$16.11	$19.02	3,987,156
01/01/2013 to 12/31/2013	$19.02	$26.34	3,589,232

A-26

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Goldman Sachs Large-Cap Value Portfolio
01/01/2004 to 12/31/2004	$10.50	$11.46	25,850,506
01/01/2005 to 12/31/2005	$11.46	$11.81	31,190,346
01/01/2006 to 12/31/2006	$11.81	$13.62	23,350,650
01/01/2007 to 12/31/2007	$13.62	$14.08	19,997,748
01/01/2008 to 12/31/2008	$14.08	$8.22	14,384,005
01/01/2009 to 12/31/2009	$8.22	$9.63	15,821,358
01/01/2010 to 12/31/2010	$9.63	$10.69	15,820,580
01/01/2011 to 12/31/2011	$10.69	$9.94	12,948,030
01/01/2012 to 12/31/2012	$9.94	$11.69	10,758,682
01/01/2013 to 12/31/2013	$11.69	$15.36	8,989,436
AST Goldman Sachs Mid-Cap Growth Portfolio
01/01/2004 to 12/31/2004	$10.31	$11.80	4,375,813
01/01/2005 to 12/31/2005	$11.80	$12.16	5,391,424
01/01/2006 to 12/31/2006	$12.16	$12.71	4,189,111
01/01/2007 to 12/31/2007	$12.71	$14.92	3,918,725
01/01/2008 to 12/31/2008	$14.92	$8.69	2,808,881
01/01/2009 to 12/31/2009	$8.69	$13.42	5,868,356
01/01/2010 to 12/31/2010	$13.42	$15.82	6,728,348
01/01/2011 to 12/31/2011	$15.82	$15.10	4,560,864
01/01/2012 to 12/31/2012	$15.10	$17.76	4,904,077
01/01/2013 to 12/31/2013	$17.76	$23.09	5,099,534
AST Herndon Large-Cap Value Portfolio formerly, AST BlackRock Value Portfolio
06/20/2005* to 12/31/2005	$12.81	$13.47	2,585,881
01/01/2006 to 12/31/2006	$13.47	$16.13	4,397,725
01/01/2007 to 12/31/2007	$16.13	$16.05	3,751,417
01/01/2008 to 12/31/2008	$16.05	$9.90	2,589,179
01/01/2009 to 12/31/2009	$9.90	$11.51	3,294,871
01/01/2010 to 12/31/2010	$11.51	$12.73	3,942,580
01/01/2011 to 12/31/2011	$12.73	$12.46	3,528,509
01/01/2012 to 12/31/2012	$12.46	$13.89	3,502,241
01/01/2013 to 12/31/2013	$13.89	$18.40	2,924,047
AST International Growth Portfolio
01/01/2004 to 12/31/2004	$13.39	$15.30	11,265,469
01/01/2005 to 12/31/2005	$15.30	$17.54	12,141,521
01/01/2006 to 12/31/2006	$17.54	$20.87	9,628,446
01/01/2007 to 12/31/2007	$20.87	$24.43	8,347,423
01/01/2008 to 12/31/2008	$24.43	$11.96	6,129,240
01/01/2009 to 12/31/2009	$11.96	$15.91	6,854,079
01/01/2010 to 12/31/2010	$15.91	$17.92	7,241,298
01/01/2011 to 12/31/2011	$17.92	$15.34	5,734,722
01/01/2012 to 12/31/2012	$15.34	$18.16	4,942,527
01/01/2013 to 12/31/2013	$18.16	$21.27	4,582,698
AST International Value Portfolio
01/01/2004 to 12/31/2004	$10.79	$12.84	1,897,469
01/01/2005 to 12/31/2005	$12.84	$14.36	2,013,543
01/01/2006 to 12/31/2006	$14.36	$18.00	3,305,654
01/01/2007 to 12/31/2007	$18.00	$20.85	4,044,519
01/01/2008 to 12/31/2008	$20.85	$11.48	2,393,870
01/01/2009 to 12/31/2009	$11.48	$14.74	3,492,926
01/01/2010 to 12/31/2010	$14.74	$16.10	3,649,081
01/01/2011 to 12/31/2011	$16.10	$13.85	2,916,031
01/01/2012 to 12/31/2012	$13.85	$15.89	2,668,328
01/01/2013 to 12/31/2013	$15.89	$18.67	2,705,225

A-27

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST J.P. Morgan International Equity Portfolio formerly, AST JPMorgan International Equity Portfolio
01/01/2004 to 12/31/2004	$11.00	$12.67	3,227,381
01/01/2005 to 12/31/2005	$12.67	$13.84	5,621,834
01/01/2006 to 12/31/2006	$13.84	$16.71	4,715,269
01/01/2007 to 12/31/2007	$16.71	$17.98	4,504,935
01/01/2008 to 12/31/2008	$17.98	$10.37	2,459,224
01/01/2009 to 12/31/2009	$10.37	$13.86	5,086,873
01/01/2010 to 12/31/2010	$13.86	$14.60	5,905,133
01/01/2011 to 12/31/2011	$14.60	$13.05	4,359,903
01/01/2012 to 12/31/2012	$13.05	$15.65	4,428,816
01/01/2013 to 12/31/2013	$15.65	$17.75	4,647,244
AST Large-Cap Value Portfolio
01/01/2004 to 12/31/2004	$9.83	$11.17	3,717,848
01/01/2005 to 12/31/2005	$11.17	$11.69	5,245,458
01/01/2006 to 12/31/2006	$11.69	$13.62	5,568,043
01/01/2007 to 12/31/2007	$13.62	$13.00	4,973,375
01/01/2008 to 12/31/2008	$13.00	$7.48	4,027,564
01/01/2009 to 12/31/2009	$7.48	$8.78	5,087,827
01/01/2010 to 12/31/2010	$8.78	$9.78	5,307,829
01/01/2011 to 12/31/2011	$9.78	$9.21	4,698,568
01/01/2012 to 12/31/2012	$9.21	$10.59	4,248,181
01/01/2013 to 12/31/2013	$10.59	$14.57	5,494,376
AST Loomis Sayles Large-Cap Growth Portfolio formerly, AST Marsico Capital Growth Portfolio
01/01/2004 to 12/31/2004	$10.78	$12.26	28,117,310
01/01/2005 to 12/31/2005	$12.26	$12.88	32,140,125
01/01/2006 to 12/31/2006	$12.88	$13.59	26,497,526
01/01/2007 to 12/31/2007	$13.59	$15.36	23,963,028
01/01/2008 to 12/31/2008	$15.36	$8.51	16,673,165
01/01/2009 to 12/31/2009	$8.51	$10.86	17,250,307
01/01/2010 to 12/31/2010	$10.86	$12.79	17,364,094
01/01/2011 to 12/31/2011	$12.79	$12.47	14,080,420
01/01/2012 to 12/31/2012	$12.47	$13.77	11,942,585
01/01/2013 to 12/31/2013	$13.77	$18.50	9,091,584
AST Lord Abbett Core Fixed Income Portfolio
01/01/2004 to 12/31/2004	$11.61	$12.26	8,369,008
01/01/2005 to 12/31/2005	$12.26	$12.20	12,427,806
01/01/2006 to 12/31/2006	$12.20	$13.17	10,147,675
01/01/2007 to 12/31/2007	$13.17	$13.74	8,365,789
01/01/2008 to 12/31/2008	$13.74	$10.37	8,586,978
01/01/2009 to 12/31/2009	$10.37	$13.73	10,096,051
01/01/2010 to 12/31/2010	$13.73	$15.32	8,604,037
01/01/2011 to 12/31/2011	$15.32	$16.60	9,200,629
01/01/2012 to 12/31/2012	$16.60	$17.29	8,547,651
01/01/2013 to 12/31/2013	$17.29	$16.67	6,345,324

A-28

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST MFS Growth Portfolio
01/01/2004 to 12/31/2004	$9.16	$9.97	4,529,834
01/01/2005 to 12/31/2005	$9.97	$10.43	5,915,443
01/01/2006 to 12/31/2006	$10.43	$11.25	4,572,301
01/01/2007 to 12/31/2007	$11.25	$12.73	3,902,210
01/01/2008 to 12/31/2008	$12.73	$7.98	3,159,245
01/01/2009 to 12/31/2009	$7.98	$9.75	4,944,538
01/01/2010 to 12/31/2010	$9.75	$10.82	5,238,425
01/01/2011 to 12/31/2011	$10.82	$10.57	4,289,955
01/01/2012 to 12/31/2012	$10.57	$12.18	4,420,398
01/01/2013 to 12/31/2013	$12.18	$16.37	4,361,903
AST Mid-Cap Value Portfolio
01/01/2005 to 12/31/2005	$12.38	$12.83	1,988,251
01/01/2006 to 12/31/2006	$12.83	$14.42	1,907,063
01/01/2007 to 12/31/2007	$14.42	$14.57	1,540,522
01/01/2008 to 12/31/2008	$14.57	$8.87	1,381,269
01/01/2009 to 12/31/2009	$8.87	$12.11	2,137,413
01/01/2010 to 12/31/2010	$12.11	$14.72	2,978,973
01/01/2011 to 12/31/2011	$14.72	$13.98	2,405,087
01/01/2012 to 12/31/2012	$13.98	$16.28	2,424,624
01/01/2013 to 12/31/2013	$16.28	$21.20	2,138,372
AST Money Market Portfolio
01/01/2004 to 12/31/2004	$9.86	$9.78	29,870,585
01/01/2005 to 12/31/2005	$9.78	$9.88	42,442,274
01/01/2006 to 12/31/2006	$9.88	$10.16	46,325,237
01/01/2007 to 12/31/2007	$10.16	$10.48	56,111,128
01/01/2008 to 12/31/2008	$10.48	$10.57	91,319,625
01/01/2009 to 12/31/2009	$10.57	$10.42	66,786,776
01/01/2010 to 12/31/2010	$10.42	$10.25	50,307,852
01/01/2011 to 12/31/2011	$10.25	$10.09	50,902,069
01/01/2012 to 12/31/2012	$10.09	$9.92	39,894,836
01/01/2013 to 12/31/2013	$9.92	$9.76	29,504,243
AST Neuberger Berman / LSV Mid-Cap Value Portfolio
01/01/2004 to 12/31/2004	$12.01	$14.51	11,461,684
01/01/2005 to 12/31/2005	$14.51	$15.99	12,260,006
01/01/2006 to 12/31/2006	$15.99	$17.42	9,574,218
01/01/2007 to 12/31/2007	$17.42	$17.67	8,191,847
01/01/2008 to 12/31/2008	$17.67	$10.03	5,184,438
01/01/2009 to 12/31/2009	$10.03	$13.88	5,689,131
01/01/2010 to 12/31/2010	$13.88	$16.85	5,901,157
01/01/2011 to 12/31/2011	$16.85	$16.16	4,911,194
01/01/2012 to 12/31/2012	$16.16	$18.62	4,148,499
01/01/2013 to 12/31/2013	$18.62	$26.00	4,423,739
AST Neuberger Berman Mid-Cap Growth Portfolio
06/20/2005* to 12/31/2005	$10.98	$12.12	5,728,444
01/01/2006 to 12/31/2006	$12.12	$13.59	5,378,198
01/01/2007 to 12/31/2007	$13.59	$16.34	6,560,811
01/01/2008 to 12/31/2008	$16.34	$9.13	3,042,143
01/01/2009 to 12/31/2009	$9.13	$11.65	4,022,837
01/01/2010 to 12/31/2010	$11.65	$14.75	5,702,161
01/01/2011 to 12/31/2011	$14.75	$14.75	4,466,247
01/01/2012 to 12/31/2012	$14.75	$16.30	3,764,767
01/01/2013 to 12/31/2013	$16.30	$21.26	3,561,170

A-29

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Neuberger Berman Small-Cap Growth Portfolio
01/01/2004 to 12/31/2004	$11.13	$11.98	1,618,719
01/01/2005 to 12/31/2005	$11.98	$11.83	1,385,431
01/01/2006 to 12/31/2006	$11.83	$12.53	1,174,654
01/01/2007 to 12/31/2007	$12.53	$14.63	1,215,825
01/01/2008 to 12/31/2008	$14.63	$8.27	768,282
01/01/2009 to 12/31/2009	$8.27	$9.97	1,585,215
01/01/2010 to 12/31/2010	$9.97	$11.79	2,045,616
01/01/2011 to 04/29/2011	$11.79	$13.23	0
AST PIMCO Limited Maturity Bond Portfolio
01/01/2004 to 12/31/2004	$10.51	$10.55	21,299,789
01/01/2005 to 12/31/2005	$10.55	$10.54	28,031,651
01/01/2006 to 12/31/2006	$10.54	$10.76	22,394,558
01/01/2007 to 12/31/2007	$10.76	$11.31	20,392,150
01/01/2008 to 12/31/2008	$11.31	$11.24	15,403,578
01/01/2009 to 12/31/2009	$11.24	$12.19	19,779,745
01/01/2010 to 12/31/2010	$12.19	$12.46	20,255,855
01/01/2011 to 12/31/2011	$12.46	$12.53	18,155,075
01/01/2012 to 12/31/2012	$12.53	$12.90	15,540,231
01/01/2013 to 12/31/2013	$12.90	$12.41	10,724,539
AST PIMCO Total Return Bond Portfolio
01/01/2004 to 12/31/2004	$10.95	$11.31	33,208,757
01/01/2005 to 12/31/2005	$11.31	$11.40	22,436,395
01/01/2006 to 12/31/2006	$11.40	$11.63	21,700,661
01/01/2007 to 12/31/2007	$11.63	$12.39	21,645,194
01/01/2008 to 12/31/2008	$12.39	$11.91	20,478,277
01/01/2009 to 12/31/2009	$11.91	$13.65	59,442,486
01/01/2010 to 12/31/2010	$13.65	$14.46	75,211,006
01/01/2011 to 12/31/2011	$14.46	$14.67	60,233,010
01/01/2012 to 12/31/2012	$14.67	$15.77	65,143,645
01/01/2013 to 12/31/2013	$15.77	$15.23	54,477,871
AST Preservation Asset Allocation Portfolio
12/05/2005* to 12/31/2005	$10.00	$10.04	115,215
01/01/2006 to 12/31/2006	$10.04	$10.66	3,303,256
01/01/2007 to 12/31/2007	$10.66	$11.40	7,359,596
01/01/2008 to 12/31/2008	$11.40	$9.02	24,830,005
01/01/2009 to 12/31/2009	$9.02	$10.65	82,197,582
01/01/2010 to 12/31/2010	$10.65	$11.58	100,001,194
01/01/2011 to 12/31/2011	$11.58	$11.51	96,778,216
01/01/2012 to 12/31/2012	$11.51	$12.49	98,362,559
01/01/2013 to 12/31/2013	$12.49	$13.42	79,093,854
AST Small-Cap Growth Portfolio
01/01/2004 to 12/31/2004	$9.89	$9.05	2,242,129
01/01/2005 to 12/31/2005	$9.05	$9.04	2,134,731
01/01/2006 to 12/31/2006	$9.04	$10.01	1,867,490
01/01/2007 to 12/31/2007	$10.01	$10.55	1,740,242
01/01/2008 to 12/31/2008	$10.55	$6.74	1,375,635
01/01/2009 to 12/31/2009	$6.74	$8.88	2,524,147
01/01/2010 to 12/31/2010	$8.88	$11.91	4,648,452
01/01/2011 to 12/31/2011	$11.91	$11.60	3,213,655
01/01/2012 to 12/31/2012	$11.60	$12.80	3,096,260
01/01/2013 to 12/31/2013	$12.80	$17.01	4,073,887

A-30

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Small-Cap Value Portfolio
01/01/2004 to 12/31/2004	$12.42	$14.22	10,785,030
01/01/2005 to 12/31/2005	$14.22	$14.91	11,285,282
01/01/2006 to 12/31/2006	$14.91	$17.61	9,098,178
01/01/2007 to 12/31/2007	$17.61	$16.34	8,130,632
01/01/2008 to 12/31/2008	$16.34	$11.30	6,242,966
01/01/2009 to 12/31/2009	$11.30	$14.11	6,242,625
01/01/2010 to 12/31/2010	$14.11	$17.49	6,195,308
01/01/2011 to 12/31/2011	$17.49	$16.17	5,166,090
01/01/2012 to 12/31/2012	$16.17	$18.79	3,913,693
01/01/2013 to 12/31/2013	$18.79	$25.39	3,418,708
AST T. Rowe Price Equity Income Portfolio
01/01/2004 to 12/31/2004	$11.06	$12.39	4,643,022
01/01/2005 to 12/31/2005	$12.39	$12.86	4,311,857
01/01/2006 to 12/31/2006	$12.86	$15.34	5,318,094
01/01/2007 to 12/31/2007	$15.34	$14.55	4,469,636
01/01/2008 to 12/31/2008	$14.55	$8.32	2,874,755
01/01/2009 to 12/31/2009	$8.32	$10.13	3,572,238
01/01/2010 to 12/31/2010	$10.13	$11.28	4,182,015
01/01/2011 to 12/31/2011	$11.28	$10.91	3,313,597
01/01/2012 to 12/31/2012	$10.91	$12.58	4,588,707
01/01/2013 to 12/31/2013	$12.58	$16.05	5,133,443
AST T. Rowe Price Large-Cap Growth Portfolio
01/01/2004 to 12/31/2004	$9.08	$9.44	2,378,881
01/01/2005 to 12/31/2005	$9.44	$10.81	3,925,742
01/01/2006 to 12/31/2006	$10.81	$11.23	4,132,529
01/01/2007 to 12/31/2007	$11.23	$11.96	5,137,246
01/01/2008 to 12/31/2008	$11.96	$6.99	4,437,756
01/01/2009 to 12/31/2009	$6.99	$10.54	10,159,519
01/01/2010 to 12/31/2010	$10.54	$12.01	12,250,636
01/01/2011 to 12/31/2011	$12.01	$11.61	9,294,364
01/01/2012 to 12/31/2012	$11.61	$13.43	10,725,477
01/01/2013 to 12/31/2013	$13.43	$19.02	11,809,685
AST Templeton Global Bond Portfolio formerly, AST T. Rowe Price Global Bond Portfolio
01/01/2004 to 12/31/2004	$12.59	$13.45	4,717,822
01/01/2005 to 12/31/2005	$13.45	$12.64	6,261,824
01/01/2006 to 12/31/2006	$12.64	$13.21	6,093,700
01/01/2007 to 12/31/2007	$13.21	$14.24	6,452,566
01/01/2008 to 12/31/2008	$14.24	$13.67	4,228,137
01/01/2009 to 12/31/2009	$13.67	$15.07	6,337,072
01/01/2010 to 12/31/2010	$15.07	$15.67	7,114,847
01/01/2011 to 12/31/2011	$15.67	$16.05	6,639,260
01/01/2012 to 12/31/2012	$16.05	$16.61	5,533,305
01/01/2013 to 12/31/2013	$16.61	$15.72	4,600,108
AST Western Asset Core Plus Bond Portfolio
11/19/2007* to 12/31/2007	$10.00	$9.98	213,630
01/01/2008 to 12/31/2008	$9.98	$9.30	4,064,760
01/01/2009 to 12/31/2009	$9.30	$10.21	12,750,275
01/01/2010 to 12/31/2010	$10.21	$10.83	17,651,916
01/01/2011 to 12/31/2011	$10.83	$11.29	18,170,336
01/01/2012 to 12/31/2012	$11.29	$11.98	18,416,796
01/01/2013 to 12/31/2013	$11.98	$11.60	17,928,589

A-31

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
Evergreen VA International Equity Fund
01/01/2004 to 12/31/2004	$11.65	$13.66	414,631
01/01/2005 to 12/31/2005	$13.66	$15.59	689,816
01/01/2006 to 12/31/2006	$15.59	$18.88	1,081,552
01/01/2007 to 12/31/2007	$18.88	$21.35	1,401,663
01/01/2008 to 12/31/2008	$21.35	$12.29	984,931
01/01/2009 to 12/31/2009	$12.29	$14.01	668,798
01/01/2010 to 07/16/2010	$14.01	$13.31	0
Evergreen VA Omega Fund
01/01/2004 to 12/31/2004	$10.71	$11.29	570,123
01/01/2005 to 12/31/2005	$11.29	$11.53	281,775
01/01/2006 to 12/31/2006	$11.53	$12.03	241,307
01/01/2007 to 12/31/2007	$12.03	$13.24	249,298
01/01/2008 to 12/31/2008	$13.24	$9.48	271,517
01/01/2009 to 12/31/2009	$9.48	$13.42	749,780
01/01/2010 to 07/16/2010	$13.42	$12.54	0
Wells Fargo Advantage VT International Equity Portfolio Share Class 1
07/16/2010* to 12/31/2010	$13.33	$16.11	637,587
01/01/2011 to 12/31/2011	$16.11	$13.82	523,908
01/01/2012 to 12/31/2012	$13.82	$15.45	401,945
01/01/2013 to 12/31/2013	$15.45	$18.23	283,907
Wells Fargo Advantage VT Omega Growth Portfolio Share Class 1
07/16/2010* to 12/31/2010	$12.54	$15.82	385,986
01/01/2011 to 12/31/2011	$15.82	$14.72	411,256
01/01/2012 to 12/31/2012	$14.72	$17.48	413,544
01/01/2013 to 12/31/2013	$17.48	$24.11	306,342

*	Denotes the start date of these sub-accounts

Optimum Plus

Prudential Annuities Life Assurance Corporation

Prospectus

ACCUMULATION UNIT VALUES: With HD GRO 60 bps and Combo 5%/HAV 80 bps OR GRO Plus 2008 60 bps and Combo 5%/HAV 80 bps (3.05%)

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Academic Strategies Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$10.02	$12.13	20,597
01/01/2010 to 12/31/2010	$12.13	$13.17	65,536
01/01/2011 to 12/31/2011	$13.17	$12.43	29,622
01/01/2012 to 12/31/2012	$12.43	$13.57	36,253
01/01/2013 to 12/31/2013	$13.57	$14.46	11,985
AST American Century Income & Growth Portfolio
05/01/2009 to 12/31/2009	$10.08	$12.38	11,520
01/01/2010 to 12/31/2010	$12.38	$13.66	10,502
01/01/2011 to 12/31/2011	$13.66	$13.72	7,324
01/01/2012 to 05/04/2012	$13.72	$14.83	0

A-32

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Balanced Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$10.02	$11.96	104,004
01/01/2010 to 12/31/2010	$11.96	$13.02	131,786
01/01/2011 to 12/31/2011	$13.02	$12.47	52,667
01/01/2012 to 12/31/2012	$12.47	$13.60	56,424
01/01/2013 to 12/31/2013	$13.60	$15.51	26,419
AST Bond Portfolio 2015
05/01/2009 to 12/31/2009	$9.96	$9.92	0
01/01/2010 to 12/31/2010	$9.92	$10.52	0
01/01/2011 to 12/31/2011	$10.52	$10.85	0
01/01/2012 to 12/31/2012	$10.85	$10.84	0
01/01/2013 to 12/31/2013	$10.84	$10.48	0
AST Bond Portfolio 2016
05/01/2009 to 12/31/2009	$9.94	$9.54	10,856
01/01/2010 to 12/31/2010	$9.54	$10.23	53,548
01/01/2011 to 12/31/2011	$10.23	$10.88	99,457
01/01/2012 to 12/31/2012	$10.88	$10.98	49,369
01/01/2013 to 12/31/2013	$10.98	$10.58	31,441
AST Bond Portfolio 2017
01/04/2010* to 12/31/2010	$10.00	$10.63	78,013
01/01/2011 to 12/31/2011	$10.63	$11.48	166,186
01/01/2012 to 12/31/2012	$11.48	$11.70	128,946
01/01/2013 to 12/31/2013	$11.70	$11.11	97,521
AST Bond Portfolio 2018
05/01/2009 to 12/31/2009	$9.92	$9.61	0
01/01/2010 to 12/31/2010	$9.61	$10.36	0
01/01/2011 to 12/31/2011	$10.36	$11.41	300,079
01/01/2012 to 12/31/2012	$11.41	$11.69	203,929
01/01/2013 to 12/31/2013	$11.69	$10.98	124,021
AST Bond Portfolio 2019
05/01/2009 to 12/31/2009	$9.91	$9.51	0
01/01/2010 to 12/31/2010	$9.51	$10.27	0
01/01/2011 to 12/31/2011	$10.27	$11.55	0
01/01/2012 to 12/31/2012	$11.55	$11.85	57,097
01/01/2013 to 12/31/2013	$11.85	$10.93	75,887
AST Bond Portfolio 2020
05/01/2009 to 12/31/2009	$9.88	$9.19	0
01/01/2010 to 12/31/2010	$9.19	$9.96	67,081
01/01/2011 to 12/31/2011	$9.96	$11.46	5,989
01/01/2012 to 12/31/2012	$11.46	$11.82	3,224
01/01/2013 to 12/31/2013	$11.82	$10.71	100,166
AST Bond Portfolio 2021
01/04/2010* to 12/31/2010	$10.00	$10.87	55,827
01/01/2011 to 12/31/2011	$10.87	$12.68	479,189
01/01/2012 to 12/31/2012	$12.68	$13.12	250,845
01/01/2013 to 12/31/2013	$13.12	$11.83	78,873
AST Bond Portfolio 2022
01/03/2011* to 12/31/2011	$10.00	$11.87	148,179
01/01/2012 to 12/31/2012	$11.87	$12.18	231,919
01/01/2013 to 12/31/2013	$12.18	$10.66	25,469
AST Bond Portfolio 2023
01/03/2012* to 12/31/2012	$10.00	$10.27	77,251
01/01/2013 to 12/31/2013	$10.27	$8.94	685,322

A-33

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Bond Portfolio 2024
01/02/2013* to 12/31/2013	$10.00	$8.64	347,529
AST Capital Growth Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$10.04	$12.23	88,371
01/01/2010 to 12/31/2010	$12.23	$13.44	112,968
01/01/2011 to 12/31/2011	$13.44	$12.71	48,818
01/01/2012 to 12/31/2012	$12.71	$14.02	64,061
01/01/2013 to 12/31/2013	$14.02	$16.67	34,911
AST Cohen & Steers Realty Portfolio
05/01/2009 to 12/31/2009	$9.61	$14.41	3,009
01/01/2010 to 12/31/2010	$14.41	$17.98	2,762
01/01/2011 to 12/31/2011	$17.98	$18.59	1,055
01/01/2012 to 12/31/2012	$18.59	$20.78	1,973
01/01/2013 to 12/31/2013	$20.78	$20.78	973
AST Federated Aggressive Growth Portfolio
05/01/2009 to 12/31/2009	$9.98	$12.90	3,606
01/01/2010 to 12/31/2010	$12.90	$16.57	4,862
01/01/2011 to 12/31/2011	$16.57	$13.96	5,255
01/01/2012 to 12/31/2012	$13.96	$16.25	5,823
01/01/2013 to 12/31/2013	$16.25	$22.19	4,781
AST Goldman Sachs Large-Cap Value Portfolio
05/01/2009 to 12/31/2009	$10.12	$12.12	5,259
01/01/2010 to 12/31/2010	$12.12	$13.27	4,461
01/01/2011 to 12/31/2011	$13.27	$12.15	2,054
01/01/2012 to 12/31/2012	$12.15	$14.10	2,577
01/01/2013 to 12/31/2013	$14.10	$18.25	2,072
AST Goldman Sachs Mid-Cap Growth Portfolio
05/01/2009 to 12/31/2009	$10.06	$13.39	10,087
01/01/2010 to 12/31/2010	$13.39	$15.56	11,918
01/01/2011 to 12/31/2011	$15.56	$14.64	5,719
01/01/2012 to 12/31/2012	$14.64	$16.97	5,361
01/01/2013 to 12/31/2013	$16.97	$21.75	3,788
AST Herndon Large-Cap Value Portfolio formerly, AST BlackRock Value Portfolio
05/01/2009 to 12/31/2009	$10.10	$12.67	3,083
01/01/2010 to 12/31/2010	$12.67	$13.81	2,749
01/01/2011 to 12/31/2011	$13.81	$13.33	1,157
01/01/2012 to 12/31/2012	$13.33	$14.65	912
01/01/2013 to 12/31/2013	$14.65	$19.12	533
AST International Growth Portfolio
05/01/2009 to 12/31/2009	$10.14	$13.18	2,490
01/01/2010 to 12/31/2010	$13.18	$14.63	11,291
01/01/2011 to 12/31/2011	$14.63	$12.35	3,255
01/01/2012 to 12/31/2012	$12.35	$14.42	4,810
01/01/2013 to 12/31/2013	$14.42	$16.64	2,931
AST International Value Portfolio
05/01/2009 to 12/31/2009	$10.12	$13.01	2,413
01/01/2010 to 12/31/2010	$13.01	$14.02	2,501
01/01/2011 to 12/31/2011	$14.02	$11.88	1,271
01/01/2012 to 12/31/2012	$11.88	$13.44	1,073
01/01/2013 to 12/31/2013	$13.44	$15.57	345

A-34

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST J.P. Morgan International Equity Portfolio formerly, AST JPMorgan International Equity Portfolio
05/01/2009 to 12/31/2009	$10.13	$13.50	6,659
01/01/2010 to 12/31/2010	$13.50	$14.02	15,984
01/01/2011 to 12/31/2011	$14.02	$12.35	3,646
01/01/2012 to 12/31/2012	$12.35	$14.60	4,897
01/01/2013 to 12/31/2013	$14.60	$16.33	2,837
AST Large-Cap Value Portfolio
05/01/2009 to 12/31/2009	$10.06	$12.65	573
01/01/2010 to 12/31/2010	$12.65	$13.88	14,237
01/01/2011 to 12/31/2011	$13.88	$12.89	2,571
01/01/2012 to 12/31/2012	$12.89	$14.61	3,452
01/01/2013 to 12/31/2013	$14.61	$19.81	2,533
AST Loomis Sayles Large-Cap Growth Portfolio formerly, AST Marsico Capital Growth Portfolio
05/01/2009 to 12/31/2009	$10.01	$12.63	10,541
01/01/2010 to 12/31/2010	$12.63	$14.66	10,205
01/01/2011 to 12/31/2011	$14.66	$14.09	6,178
01/01/2012 to 12/31/2012	$14.09	$15.33	5,047
01/01/2013 to 12/31/2013	$15.33	$20.31	4,771
AST Lord Abbett Core Fixed Income Portfolio
05/01/2009 to 12/31/2009	$10.03	$12.00	1,494
01/01/2010 to 12/31/2010	$12.00	$13.20	5,460
01/01/2011 to 12/31/2011	$13.20	$14.10	3,371
01/01/2012 to 12/31/2012	$14.10	$14.48	3,340
01/01/2013 to 12/31/2013	$14.48	$13.76	550
AST MFS Growth Portfolio
05/01/2009 to 12/31/2009	$10.03	$12.07	12,013
01/01/2010 to 12/31/2010	$12.07	$13.20	19,094
01/01/2011 to 12/31/2011	$13.20	$12.72	5,650
01/01/2012 to 12/31/2012	$12.72	$14.44	12,520
01/01/2013 to 12/31/2013	$14.44	$19.14	7,446
AST Mid-Cap Value Portfolio
05/01/2009 to 12/31/2009	$9.99	$13.14	12,399
01/01/2010 to 12/31/2010	$13.14	$15.75	8,558
01/01/2011 to 12/31/2011	$15.75	$14.74	4,926
01/01/2012 to 12/31/2012	$14.74	$16.92	5,226
01/01/2013 to 12/31/2013	$16.92	$21.73	2,453
AST Money Market Portfolio
05/01/2009 to 12/31/2009	$10.00	$9.80	61,155
01/01/2010 to 12/31/2010	$9.80	$9.50	66,807
01/01/2011 to 12/31/2011	$9.50	$9.22	22,753
01/01/2012 to 12/31/2012	$9.22	$8.94	21,654
01/01/2013 to 12/31/2013	$8.94	$8.66	38,219
AST Neuberger Berman / LSV Mid-Cap Value Portfolio
05/01/2009 to 12/31/2009	$10.13	$13.62	1,324
01/01/2010 to 12/31/2010	$13.62	$16.31	2,199
01/01/2011 to 12/31/2011	$16.31	$15.42	751
01/01/2012 to 12/31/2012	$15.42	$17.51	4,345
01/01/2013 to 12/31/2013	$17.51	$24.10	3,593

A-35

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Neuberger Berman Mid-Cap Growth Portfolio
05/01/2009 to 12/31/2009	$9.98	$12.28	2,880
01/01/2010 to 12/31/2010	$12.28	$15.32	12,697
01/01/2011 to 12/31/2011	$15.32	$15.10	3,661
01/01/2012 to 12/31/2012	$15.10	$16.46	10,250
01/01/2013 to 12/31/2013	$16.46	$21.16	6,640
AST Neuberger Berman Small-Cap Growth Portfolio
05/01/2009 to 12/31/2009	$9.93	$11.99	1,364
01/01/2010 to 12/31/2010	$11.99	$13.98	13,027
01/01/2011 to 04/29/2011	$13.98	$15.60	0
AST PIMCO Limited Maturity Bond Portfolio
05/01/2009 to 12/31/2009	$9.99	$10.41	10,719
01/01/2010 to 12/31/2010	$10.41	$10.49	8,917
01/01/2011 to 12/31/2011	$10.49	$10.40	3,150
01/01/2012 to 12/31/2012	$10.40	$10.55	3,391
01/01/2013 to 12/31/2013	$10.55	$10.01	590
AST PIMCO Total Return Bond Portfolio
05/01/2009 to 12/31/2009	$9.98	$10.98	109,219
01/01/2010 to 12/31/2010	$10.98	$11.46	174,087
01/01/2011 to 12/31/2011	$11.46	$11.47	92,726
01/01/2012 to 12/31/2012	$11.47	$12.15	96,820
01/01/2013 to 12/31/2013	$12.15	$11.57	35,919
AST Preservation Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$10.02	$11.53	117,847
01/01/2010 to 12/31/2010	$11.53	$12.36	141,279
01/01/2011 to 12/31/2011	$12.36	$12.10	76,596
01/01/2012 to 12/31/2012	$12.10	$12.95	76,027
01/01/2013 to 12/31/2013	$12.95	$13.71	18,950
AST Small-Cap Growth Portfolio
05/01/2009 to 12/31/2009	$10.01	$13.05	1,009
01/01/2010 to 12/31/2010	$13.05	$17.25	4,684
01/01/2011 to 12/31/2011	$17.25	$16.57	1,545
01/01/2012 to 12/31/2012	$16.57	$18.01	4,955
01/01/2013 to 12/31/2013	$18.01	$23.61	3,505
AST Small-Cap Value Portfolio
05/01/2009 to 12/31/2009	$9.98	$12.85	758
01/01/2010 to 12/31/2010	$12.85	$15.70	9,508
01/01/2011 to 12/31/2011	$15.70	$14.31	2,394
01/01/2012 to 12/31/2012	$14.31	$16.40	3,290
01/01/2013 to 12/31/2013	$16.40	$21.84	2,171
AST T. Rowe Price Equity Income Portfolio
05/01/2009 to 12/31/2009	$10.10	$12.82	240
01/01/2010 to 12/31/2010	$12.82	$14.07	187
01/01/2011 to 12/31/2011	$14.07	$13.42	1,337
01/01/2012 to 12/31/2012	$13.42	$15.25	120
01/01/2013 to 12/31/2013	$15.25	$19.18	429
AST T. Rowe Price Large-Cap Growth Portfolio
05/01/2009 to 12/31/2009	$9.99	$13.07	5,649
01/01/2010 to 12/31/2010	$13.07	$14.68	16,473
01/01/2011 to 12/31/2011	$14.68	$13.99	4,943
01/01/2012 to 12/31/2012	$13.99	$15.95	7,580
01/01/2013 to 12/31/2013	$15.95	$22.27	3,641

A-36

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Templeton Global Bond Portfolio formerly, AST T. Rowe Price Global Bond Portfolio
05/01/2009 to 12/31/2009	$10.02	$11.03	7,216
01/01/2010 to 12/31/2010	$11.03	$11.31	13,161
01/01/2011 to 12/31/2011	$11.31	$11.42	8,552
01/01/2012 to 12/31/2012	$11.42	$11.65	8,562
01/01/2013 to 12/31/2013	$11.65	$10.87	953
AST Western Asset Core Plus Bond Portfolio
05/01/2009 to 12/31/2009	$9.99	$10.68	608
01/01/2010 to 12/31/2010	$10.68	$11.17	8,009
01/01/2011 to 12/31/2011	$11.17	$11.48	2,004
01/01/2012 to 12/31/2012	$11.48	$12.00	4,104
01/01/2013 to 12/31/2013	$12.00	$11.46	1,345
Evergreen VA International Equity Fund
05/01/2009 to 12/31/2009	$10.05	$12.65	96
01/01/2010 to 07/16/2010	$12.65	$11.93	0
Evergreen VA Omega Fund
05/01/2009 to 12/31/2009	$9.89	$12.76	471
01/01/2010 to 07/16/2010	$12.76	$11.82	0
Wells Fargo Advantage VT International Equity Portfolio Share Class 1
07/16/2010* to 12/31/2010	$11.94	$14.34	0
01/01/2011 to 12/31/2011	$14.34	$12.13	0
01/01/2012 to 12/31/2012	$12.13	$13.37	0
01/01/2013 to 12/31/2013	$13.37	$15.54	0
Wells Fargo Advantage VT Omega Growth Portfolio Share Class 1
07/16/2010* to 12/31/2010	$11.82	$14.81	0
01/01/2011 to 12/31/2011	$14.81	$13.59	0
01/01/2012 to 12/31/2012	$13.59	$15.91	0
01/01/2013 to 12/31/2013	$15.91	$21.63	0

*	Denotes the start date of these sub-accounts

A-37

APPENDIX B – CALCULATION OF OPTIONAL DEATH BENEFITS

Examples of Enhanced Beneficiary Protection Optional Death Benefit Calculation

The following are examples of how the Enhanced Beneficiary Protection Optional Death Benefit is calculated. Each example assumes that a $50,000 initial Purchase Payment is made. Each example assumes that there is one Owner who is age 50 on the Issue Date and that all Account Value is maintained in the variable investment options. The formula for determining the Enhanced Beneficiary Protection Optional Death Benefit is as follows:

Growth	=	Account Value of variable investment options plus Interim Value of Fixed Allocations (no MVA applies)	minus	purchase payments – proportional withdrawals

Example with market increase

Assume that the Owner has made no withdrawals and that the Account Value has been increasing due to positive market performance. On the date we receive due proof of death, the Account Value is $75,000. The basic Death Benefit is calculated as purchase payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $75,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($75,000) PLUS 40% of the “Growth” under the Annuity.

Growth	=	$75,000 – [$50,000 - $0]
	=	$25,000

Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth
	=	$25,000 * 0.40
	=	$10,000

Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit
	=	$85,000

Examples with market decline

Assume that the Owner has made no withdrawals and that the Account Value has been decreasing due to declines in market performance. On the date we receive due proof of death, the Account Value is $45,000. The basic Death Benefit is calculated as purchase payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $50,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($50,000) PLUS the “Growth” under the Annuity.

Growth	=	$45,000 – [$50,000 - $0]
	=	$-5,000

Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth
	NO BENEFIT IS PAYABLE

Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit
	=	$50,000

In this example you would receive no additional benefit from purchasing the Enhanced Beneficiary Protection Optional Death Benefit.

B-1

Example with market increase and withdrawals

Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 5 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $90,000. The basic Death Benefit is calculated as purchase payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $90,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($90,000) PLUS 40% of the “Growth” under the Annuity.

Growth	=	$90,000 – [$50,000 - ($50,000 * $15,000/$75,000)]
	=	$90,000 – [$50,000 - $10,000]
	=	$90,000 – $40,000
	=	$50,000

Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth
	=	$50,000 * 0.40
	=	$20,000

Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit
	=	$110,000

Examples of Highest Anniversary Value Death Benefit Calculation

The following are examples of how the Highest Anniversary Value Death Benefit is calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date and that all Account Value is maintained in the variable investment options.

Example with market increase and death before Death Benefit Target Date

Assume that the Owner’s Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the date we receive due proof of death, the Account Value is $75,000; however, the Anniversary Value on the 5th anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Anniversary Value or the basic Death Benefit. The Death Benefit would be the Highest Anniversary Value ($90,000) because it is greater than the amount that would have been payable under the basic Death Benefit ($75,000).

Example with withdrawals

Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 7 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $80,000; however, the Anniversary Value on the 5th anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Anniversary Value or the basic Death Benefit.

	=	$90,000 – [$90,000 * $15,000/$75,000]
	=	$90,000 – $18,000
	=	$72,000

Basic Death Benefit	=	max [$80,000, $50,000 – ($50,000 * $15,000/$75,000)]
	=	max [$80,000, $40,000]
	=	$80,000

The Death Benefit therefore is $80,000.

B-2

Example with death after Death Benefit Target Date

Assume that the Owner’s Account Value has generally been increasing due to positive market performance and that no withdrawals had been made prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Highest Anniversary Value on the Death Benefit Target Date was $80,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greater of the Highest Anniversary Value plus purchase payments minus proportional withdrawals after the Death Benefit Target Date or the basic Death Benefit.

Highest Anniversary Value	=	$80,000 + $15,000 – [($ 80,000 + $15,000) * $5,000/$70,000]
	=	$80,000 + $15,000 – $6,786
	=	$88,214

Basic Death Benefit	=	max [$75,000, ($50,000 + $15,000) – {($50,000 + $15,000) * $5,000/$70,000}]
	=	max [$75,000, $60,357]
	=	$75,000

The Death Benefit therefore is $88,214.

Examples of Combination 5% Roll-up and Highest Anniversary Value Death Benefit Calculation

The following are examples of how the Combination 5% Roll-Up and Highest Anniversary Value Death Benefit are calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date and that all Account Value is maintained in the variable investment options.

Example with market increase and death before Death Benefit Target Date

Assume that the Owner’s Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the 7th anniversary of the Issue Date we receive due proof of death, at which time the Account Value is $75,000; however, the Anniversary Value on the 5th anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Roll-Up Value is equal to initial Purchase Payment accumulated at 5% for 6 years, or $67,005. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit. The Death Benefit would be the Highest Anniversary Value ($90,000) because it is greater than both the Roll-Up Value ($67,005) and the amount that would have been payable under the basic Death Benefit ($75,000).

Example with withdrawals

Assume that the Owner made a withdrawal of $5,000 on the 6th anniversary of the Issue Date when the Account Value was $45,000. The Roll-Up Value on the 6th anniversary of the Issue Date is equal to initial Purchase Payment accumulated at 5% for 6 years, or $67,005. The 5% Dollar-for-Dollar Withdrawal Limit for the 7th annuity year is equal to 5% of the Roll-Up Value as of the 6th anniversary of the Issue Date, or $3,350. Therefore, the remaining $1,650 of the withdrawal results in a proportional reduction to the Roll-Up Value. On the 7th anniversary of the Issue Date we receive due proof of death, at which time the Account Value is $43,000; however, the Anniversary Value on the 2nd anniversary of the Issue Date was $70,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit.

Roll-Up Value	=	{(67,005 - $3,350) – [($67,005 - $3,350) * $1,650/($45,000 - $3,350)]} * 1.05
	=	($63,655 - $2,522) * 1.05
	=	$64,190

Highest Anniversary Value	=	$70,000 – [$70,000 * $5,000/$45,000]
	=	$70,000 – $7,778
	=	$62,222

Basic Death Benefit	=	max [$43,000, $50,000 – ($50,000 * $5,000/$45,000)]
	=	max [$43,000, $44,444]
	=	$44,444

The Death Benefit therefore is $64,190.

B-3

Example with death after Death Benefit Target Date

Assume that the Owner has not made any withdrawals prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Roll-Up Value on the Death Benefit Target Date (the contract anniversary on or following the Owner’s 80th birthday) is equal to initial Purchase Payment accumulated at 5% for 10 years, or $81,445. The Highest Anniversary Value on the Death Benefit Target Date was $85,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit as of the Death Benefit Target Date; each increased by subsequent purchase payments and reduced proportionally for subsequent withdrawals.

Roll-Up Value	=	$81,445 + $15,000 – [($81,445 + 15,000) * $5,000/$70,000]
	=	$81,445 + $15,000 – $6,889
	=	$89,556

Highest Anniversary Value	=	$85,000 + $15,000 – [($85,000 + 15,000) * $5,000/$70,000]
	=	$85,000 + $15,000 – $7,143
	=	$92,857

Basic Death Benefit	=	max [$75,000, $50,000 + $15,000 – {(50,000 + $15,000) * $5,000/$70,000}]
	=	max [$75,000, $60,357]
	=	$75,000

The Death Benefit therefore is $92,857.

Examples of Highest Daily Value Death Benefit Calculation

The following are examples of how the HDV Death Benefit is calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date.

Example with market increase and death before Death Benefit Target Date

Assume that the Owner’s Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the date we receive due proof of death, the Account Value is $75,000; however, the Highest Daily Value was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Daily Value or the basic Death Benefit. The Death Benefit would be the HDV ($90,000) because it is greater than the amount that would have been payable under the basic Death Benefit ($75,000).

Example with withdrawals

Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 7 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $80,000; however, the Highest Daily Value ($90,000) was attained during the fifth Annuity Year. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Daily Value (proportionally reduced by the subsequent withdrawal) or the basic Death Benefit.

Highest Daily Value	=	$90,000 – [$90,000 * $15,000/$75,000]
	=	$90,000 – $18,000
	=	$72,000

Basic Death Benefit	=	max [$80,000, $50,000 – ($50,000 * $15,000/$75,000)]
	=	max [$80,000, $40,000]
	=	$80,000

The Death Benefit therefore is $80,000.

B-4

APPENDIX C – ADDITIONAL INFORMATION ON ASSET ALLOCATION PROGRAMS

PROGRAM RULES

■

You can elect an asset allocation program provided by LPL Financial Corporation (“LPL”), the firm selling the Annuity. Under the program, the Sub-accounts for each asset class in each model portfolio are designated based on LPL’s evaluation of available Sub-accounts. If you elect the Highest Daily Lifetime Five Benefit (“HD5”), the Lifetime Five Benefit (“LT5”), Spousal Lifetime Five Benefit (“SLT5”), the Highest Daily Lifetime Seven Benefit (including the “Plus” version) (“HD7”), the Spousal Highest Daily Lifetime Seven Benefit (including the “Plus” version) (“SHD7”), the Highest Daily Lifetime 6 Plus Benefits, Highest Daily GRO, GRO Plus II, Highest Daily GRO II or the Highest Daily Value Death Benefit (“HDV”), you must enroll in one of the eligible model portfolios. Asset allocation is a sophisticated method of diversification that allocates assets among asset classes in order to manage investment risk and potentially enhance returns over the long term. However, asset allocation does not guarantee a profit or protect against a loss.

■

Prudential Annuities does not design the program or the models, and it is not responsible for the program or the models. Prudential Annuities does not provide investment advice and is responsible only for administering the model you select.

■

Please see your program materials for a detailed description of LPL’s asset allocation program including the available model portfolios. You can obtain these materials from your LPL Financial Professional.

HOW THE ASSET ALLOCATION PROGRAM WORKS

■

Amounts will automatically be allocated in accordance with the percentages and to Sub-accounts indicated for the model portfolio that you choose with your LPL Financial Professional. If you allocate your Account Value or transfer your Account Value among any Sub-accounts that are outside of your model portfolio, we will allocate these amounts according to the allocation percentages of the applicable model portfolio upon the next rebalancing. You may only choose one model portfolio at a time. When you enroll in the asset allocation program and upon each rebalance thereafter, 100% of your Account Value allocated to the variable Sub-accounts will be allocated to the asset allocation program. Any Account Value not invested in the Sub-accounts will not be part of the program.

■

Additional Purchase Payments: Unless otherwise requested, any additional Purchase Payments applied to the variable Sub-accounts in the Annuity will be allocated to the Sub-accounts according to the allocation percentages for the model portfolio you choose. Allocation of additional Purchase Payments outside of your model portfolio but into a Sub-account, will be reallocated according to the allocation percentages of the applicable model portfolio upon the next rebalancing.

■

Rebalancing Your Model Portfolio: Changes in the value of the Sub-account will cause your Account Value allocated to the Sub-accounts to vary from the percentage allocations of the model portfolio you select. By selecting the asset allocation program, you have directed us to periodically (e.g., quarterly) rebalance your Account Value allocated to the Sub-accounts in accordance with the percentage allocations assigned to each Sub-account within your model portfolio at the time you elected the program or as later modified with your consent. Some asset allocation programs will only require that a rebalancing occur when the percent of your Account Value allocated to the Sub-accounts are outside of the acceptable range permitted under such asset allocation program. Note – Any Account Value not invested in the Sub-accounts will not be affected by any rebalance.

■

Owner Changes in Choice of Model Portfolio: Generally, you may change from the model portfolio that you have elected to any other currently available model portfolio at any time. The change will be implemented on the date we receive all required information in the manner that is then permitted or required. Restrictions and limitations may apply, see LPL program materials for details.

TERMINATION OR MODIFICATION OF THE ASSET ALLOCATION PROGRAM:

■

You may request to terminate your asset allocation program at any time unless you have elected an optional benefit that requires that you maintain your Account Value in the asset allocation program. Any termination will be effective on the date that Prudential Annuities receives your termination request in good order. If you move your account from LPL to another firm, and you have elected one of the optional benefits mentioned above, then termination of your asset allocation program with LPL must coincide with enrollment in a then currently available and approved asset allocation program or other approved option. LPL reserves the right to terminate or modify the asset allocation program at any time. Prudential Annuities reserves the right to change the way in which we administer the program and to terminate our administration of the program.

RESTRICTIONS ON ELECTING THE ASSET ALLOCATION:

■

You cannot participate in auto-rebalancing or a DCA program while enrolled in an asset allocation program. Upon election of an asset allocation program, Prudential Annuities will automatically terminate your enrollment in any auto-rebalancing or DCA program. Finally, Systematic Withdrawals can only be made as flat dollar amounts.

C-1

APPENDIX D – FORMULA UNDER HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT

We set out below the current formula under which we may transfer amounts between the variable investment options and the Benefit Fixed Rate Account. Upon your election of Highest Daily Lifetime Five, we will not alter the formula that applies to your Annuity. However, as discussed in the “Living Benefits” section, we reserve the right to modify this formula with respect to those who elect Highest Daily Lifetime Five in the future.

TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:

■	Cu – the upper target is established on the effective date of the Highest Daily Lifetime Five benefit (the “Effective Date”) and is not changed for the life of the guarantee. Currently, it is 83%.

■	Ct – the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

■	Cl – the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 77%.

■	L – the target value as of the current Valuation Day.

■	r – the target ratio.

■

a – the factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. The factors that we use currently are derived from the a2000 Individual Annuity Mortality Table with an assumed interest rate of 3%. Each number in the table “a” factors (which appears below) represents a factor, which when multiplied by the Highest Daily Annual Income Amount, projects our total liability for the purpose of asset transfers under the guarantee.

■

Q – age based factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. The factor is currently set equal to 1.

■	V – the total value of all Permitted Sub-accounts in the Annuity.

■	F – the total value of all Benefit Fixed Rate Account allocations.

■

I – the income value prior to the first withdrawal. The income value is equal to what the Highest Daily Annual Income Amount would be if the first withdrawal were taken on the date of calculation. After the first withdrawal the income value equals the greater of the Highest Daily Annual Income Amount, the quarterly step-up amount times the annual income percentage, and the Account Value times the annual income percentage.

■	T – the amount of a transfer into or out of the Benefit Fixed Rate Account.

■	I% – annual income amount percentage. This factor is established on the Effective Date and is not changed for the life of the guarantee. Currently, this percentage is equal to 5%

TARGET VALUE CALCULATION:

On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (V) is equal to zero, no calculation is necessary.

L = I * Q * a

Transfer Calculation:

The following formula, which is set on the Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

Target Ratio r	=	(L – F) / V.

■	If r (>) Cu, assets in the Permitted Sub-accounts are transferred to Benefit Fixed Rate Account.

■	If r (<) Cl, and there are currently assets in the Benefit Fixed Rate Account (F (>) 0), assets in the Benefit Fixed Rate Account are transferred to the Permitted Sub-accounts.

D-1

The following formula, which is set on the Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T	=	{Min(V, [L – F – V * Ct] / (1-Ct))}	T>0, Money moving from the Permitted Sub-accounts to the Benefit Fixed Rate Account
T	=	{Min(F, [L – F – V * Ct] / (1-Ct))}	T<0, Money moving from the Benefit Fixed Rate Account to the Permitted Sub-accounts]

Example:

Male age 65 contributes $100,000 into the Permitted Sub accounts and the value drops to $92,300 during year one, end of day one. A table of values for “a” appears below.

Target Value Calculation:

L	=	I * Q * a
	=	5000.67 * 1 * 15.34
	=	76,710.28

Target Ratio:

r	=	(L – F) / V
	=	(76,710.28 – 0) / 92,300.00
	=	83.11%

Since r (>) Cu (because 83.11% > 83%) a transfer into the Benefit Fixed rate Account occurs.

T	=	{ Min ( V, [ L – F – V * Ct] / ( 1 – Ct))}
	=	{ Min ( 92,300.00, [ 76,710.28 – 0 – 92,300.00 * 0.80] / ( 1 – 0.80))}
	=	{ Min ( 92,300.00, 14,351.40 )}
	=	14,351.40

D-2

FORMULA FOR CONTRACTS WITH 90% CAP FEATURE

TARGET VALUE CALCULATION:

On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (V) is equal to zero, no calculation is necessary.

L = I * Q * a

If you elect this feature, the following replaces the “Transfer Calculation” above.

Transfer Calculation:

The following formula, which is set on the effective date of this feature and is not changed for the life of the guarantee, determines when a transfer is required: On the effective date of this feature (and only on the effective date of this feature), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the Benefit Fixed Rate Account:

If (F / (V + F) > .90) then T = F – (V + F) * .90

If T is greater than $0 as described above, then an amount equal to T is transferred from the Benefit Fixed Rate Account and allocated to the permitted Sub-accounts, no additional transfer calculations are performed on the effective date, and future transfers to the Benefit Fixed Rate Account will not occur at least until there is first a transfer out of the Benefit Fixed Rate Account.

On each Valuation Day thereafter (including the effective date of this feature provided F / (V + F) (less than) = .90), the following asset transfer calculation is performed

Target Ratio r	=	(L – F) / V

■	If r > Cu, assets in the Permitted Sub-accounts are transferred to the Benefit Fixed Rate Account (subject to the 90% cap rule described above).

■	If r < Cl and there are currently assets in the Benefit Fixed Rate Account (F (greater than) 0), assets in the Benefit Fixed Rate Account are transferred to the Permitted Sub-accounts.

The following formula, which is set on the Effective Date of this feature and is not changed for the life of the guarantee, determines the transfer amount:

T	=	Min (MAX (0, (0.90 * (V + F)) – F), [L – F – V * Ct] / (1 – Ct))	Money is transferred from the elected Permitted Sub-accounts to Benefit Fixed Rate Account
T	=	Min (F, – [L – F – V * Ct] / (1 – Ct)),	Money is transferred from the Benefit Fixed Rate Account to the Permitted Sub-accounts

D-3

Age 65 “a” Factors for Liability Calculations

(in Years and Months since Benefit Effective Date)*

Years	Months 1	2	3	4	5	6	7	8	9	10	11	12
1	15.34	15.31	15.27	15.23	15.20	15.16	15.13	15.09	15.05	15.02	14.98	14.95
2	14.91	14.87	14.84	14.80	14.76	14.73	14.69	14.66	14.62	14.58	14.55	14.51
3	14.47	14.44	14.40	14.36	14.33	14.29	14.26	14.22	14.18	14.15	14.11	14.07
4	14.04	14.00	13.96	13.93	13.89	13.85	13.82	13.78	13.74	13.71	13.67	13.63
5	13.60	13.56	13.52	13.48	13.45	13.41	13.37	13.34	13.30	13.26	13.23	13.19
6	13.15	13.12	13.08	13.04	13.00	12.97	12.93	12.89	12.86	12.82	12.78	12.75
7	12.71	12.67	12.63	12.60	12.56	12.52	12.49	12.45	12.41	12.38	12.34	12.30
8	12.26	12.23	12.19	12.15	12.12	12.08	12.04	12.01	11.97	11.93	11.90	11.86
9	11.82	11.78	11.75	11.71	11.67	11.64	11.60	11.56	11.53	11.49	11.45	11.42
10	11.38	11.34	11.31	11.27	11.23	11.20	11.16	11.12	11.09	11.05	11.01	10.98
11	10.94	10.90	10.87	10.83	10.79	10.76	10.72	10.69	10.65	10.61	10.58	10.54
12	10.50	10.47	10.43	10.40	10.36	10.32	10.29	10.25	10.21	10.18	10.14	10.11
13	10.07	10.04	10.00	9.96	9.93	9.89	9.86	9.82	9.79	9.75	9.71	9.68
14	9.64	9.61	9.57	9.54	9.50	9.47	9.43	9.40	9.36	9.33	9.29	9.26
15	9.22	9.19	9.15	9.12	9.08	9.05	9.02	8.98	8.95	8.91	8.88	8.84
16	8.81	8.77	8.74	8.71	8.67	8.64	8.60	8.57	8.54	8.50	8.47	8.44
17	8.40	8.37	8.34	8.30	8.27	8.24	8.20	8.17	8.14	8.10	8.07	8.04
18	8.00	7.97	7.94	7.91	7.88	7.84	7.81	7.78	7.75	7.71	7.68	7.65
19	7.62	7.59	7.55	7.52	7.49	7.46	7.43	7.40	7.37	7.33	7.30	7.27
20	7.24	7.21	7.18	7.15	7.12	7.09	7.06	7.03	7.00	6.97	6.94	6.91
21	6.88	6.85	6.82	6.79	6.76	6.73	6.70	6.67	6.64	6.61	6.58	6.55
22	6.52	6.50	6.47	6.44	6.41	6.38	6.36	6.33	6.30	6.27	6.24	6.22
23	6.19	6.16	6.13	6.11	6.08	6.05	6.03	6.00	5.97	5.94	5.92	5.89
24	5.86	5.84	5.81	5.79	5.76	5.74	5.71	5.69	5.66	5.63	5.61	5.58
25	5.56	5.53	5.51	5.48	5.46	5.44	5.41	5.39	5.36	5.34	5.32	5.29
26	5.27	5.24	5.22	5.20	5.18	5.15	5.13	5.11	5.08	5.06	5.04	5.01
27	4.99	4.97	4.95	4.93	4.91	4.88	4.86	4.84	4.82	4.80	4.78	4.75
28	4.73	4.71	4.69	4.67	4.65	4.63	4.61	4.59	4.57	4.55	4.53	4.51
29	4.49	4.47	4.45	4.43	4.41	4.39	4.37	4.35	4.33	4.32	4.30	4.28
30	4.26	4.24	4.22	4.20	4.18	4.17	4.15	4.13	4.11	4.09	4.07	4.06
31	4.04	4.02	4.00	3.98	3.97	3.95	3.93	3.91	3.90	3.88	3.86	3.84
32	3.83	3.81	3.79	3.78	3.76	3.74	3.72	3.71	3.69	3.67	3.66	3.64
33	3.62	3.61	3.59	3.57	3.55	3.54	3.52	3.50	3.49	3.47	3.45	3.44
34	3.42	3.40	3.39	3.37	3.35	3.34	3.32	3.30	3.29	3.27	3.25	3.24
35	3.22	3.20	3.18	3.17	3.15	3.13	3.12	3.10	3.08	3.07	3.05	3.03
36	3.02	3.00	2.98	2.96	2.95	2.93	2.91	2.90	2.88	2.86	2.85	2.83
37	2.81	2.79	2.78	2.76	2.74	2.73	2.71	2.69	2.68	2.66	2.64	2.62
38	2.61	2.59	2.57	2.56	2.54	2.52	2.51	2.49	2.47	2.45	2.44	2.42
39	2.40	2.39	2.37	2.35	2.34	2.32	2.30	2.29	2.27	2.25	2.24	2.22
40	2.20	2.19	2.17	2.15	2.14	2.12	2.11	2.09	2.07	2.06	2.04	2.02
41	2.01	1.84	1.67	1.51	1.34	1.17	1.00	0.84	0.67	0.50	0.33	0.17

*	The values set forth in this table are applied to all ages, and apply whether or not the 90% cap is elected.

D-4

APPENDIX E – ANNUITIES APPROVED FOR SALE BY THE NEW YORK STATE INSURANCE DEPARTMENT

	Optimum Four NY	Optimum NY	Optimum Plus NY
Minimum Investment	$10,000	$1,000	$10,000
Maximum Issue Age	Annuitant 85 Oldest Owner 85	Annuitant 85 Oldest Owner 80	Annuitant 85 Oldest Owner 75
Contingent Deferred Sales Charge Schedule	4 Years (7%, 6%, 5%, 4%) (Applied to Purchase Payments based on the inception date of the Annuity)	7 Years (7%, 6%, 5%, 4%, 3%, 2%, 1%) (Applied to Purchase Payments based on the inception date of the Annuity)	10 Years (9%, 9%, 8%, 7%, 6%, 5%, 4%, 3%, 2%, 1%) (Applied to Purchase Payments based on the inception date of the Annuity)
Insurance Charge	1.65%	0.65%	0.65%
Distribution Charge	N/A	0.60% annuity years 1-7 0.0% annuity years 8+	1.00% annuity years 1-10 0.00% annuity years 11+
Annual Maintenance Fee	Lesser of $30 or 2% of Account Value. Waived for Account Values exceeding $100,000	Lesser of $30 or 2% of Account Value. Waived for Account Values exceeding $100,000	Lesser of $30 or 2% of Account Value
Transfer Fee	$10 after twenty in any annuity year.	$10 after twenty in any annuity year. May be increased to $15 after eight in any annuity year	$10 after twenty in any annuity year
Contract Credit	Yes. Effective for Annuities issued on or after June 20, 2005. Generally we apply a Loyalty Credit to your Annuity’s Account Value at the end of your fifth Annuity year (i.e. on your fifth Contract Anniversary). Currently the Loyalty Credit is equal to 2.75% of total Purchase Payments made during the first four Annuity years less the cumulative amount of withdrawals made (including the deduction of any CDSC amounts) through the fifth Contract Anniversary	Yes. Effective for Annuities issued on or after July 24, 2006. Generally we apply a Loyalty Credit to your Annuity’s Account Value at the end of your fifth Annuity year (i.e. on your fifth Contract Anniversary). Currently the Loyalty Credit is equal to 0.50% of total Purchase Payments made during the first four Annuity years less the cumulative amount of withdrawals made (including the deduction of any CDSC amounts) through the fifth Contract Anniversary	Yes The amount of the credit applied to a Purchase Payment is based on the year the Purchase Payment is received, for the first 6 years of the Annuity. Currently the credit percentages for each year starting with the first year are: 6.50%, 5.00%, 4.00%, 3.00%, 2.00%, and 1.00%.
Fixed Allocation (If available, early withdrawals are subject to a Market Value Adjustment) (“MVA”)	Fixed Allocations Available (Currently offering durations of: 5, 7, and 10 years). The MVA formula for NY is [(1+I)/ (1+J)] N 365. The MVA formula does not apply during the 30 day period immediately before the end of the Guarantee Period.	Fixed Allocations Available (Currently offering durations of: 2, 3, 5, 7, and 10 years). The MVA formula for NY is [(1+I)/ (1+J)] N 365. The MVA formula does not apply during the 30 day period immediately before the end of the Guarantee Period.	No
Variable Investment Options	All options generally available except where restrictions apply when certain riders are purchased.	All options generally available except where restrictions apply when certain riders are purchased.	All options generally available except where restrictions apply when certain riders are purchased.
Basic Death Benefit	The greater of: Purchase Payments less proportional withdrawals or Account Value (variable) plus Interim Value (fixed). (No MVA applied)	The greater of: Purchase Payments less proportional withdrawals or Account Value (variable) plus Interim Value (fixed). (No MVA applied)	The greater of: Purchase Payments less proportional withdrawals or Account Value (variable) (No MVA applied)

E-1

	Optimum Four NY	Optimum NY	Optimum Plus NY
Optional Death Benefits (for an additional cost)(1)	HAV	HAV	HAV
Optional Living Benefits (for an additional cost)(2,3)	GRO/GRO Plus, GRO Plus 2008, Highest Daily GRO, GMWB, GMIB, Lifetime Five, Spousal Lifetime Five, Highest Daily Lifetime Five, Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven and “Plus” versions, GRO Plus II, Highest Daily GRO II, Highest Daily Lifetime 6 Plus, Spousal Highest Daily Lifetime 6 Plus	GRO/GRO Plus, GRO Plus 2008, Highest Daily GRO, GMWB, GMIB, Lifetime Five, Spousal Lifetime Five, Highest Daily Lifetime Five, Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven and “Plus” versions, GRO Plus II, Highest Daily GRO II, Highest Daily Lifetime 6 Plus, Spousal Highest Daily Lifetime 6 Plus	GRO/GRO Plus, GRO Plus 2008, Highest Daily GRO, GMWB, GMIB, Lifetime Five, Spousal Lifetime Five, Highest Daily Lifetime Five Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven and “Plus” versions, GRO Plus II, Highest Daily GRO II, Highest Daily Lifetime 6 Plus, Spousal Highest Daily Lifetime 6 Plus
Annuity Rewards(4)	Available after initial CDSC period	Available after initial CDSC period	Available after initial CDSC period
Annuitization Options	Fixed option only Annuity date cannot exceed the first day of the calendar month following Annuitant’s 90th birthday The maximum Annuity Date is based on the first Owner or Annuitant to reach the maximum age, as indicated in your Annuity.	Fixed option only Annuity date cannot exceed the first day of the calendar month following Annuitant’s 90th birthday The maximum Annuity Date is based on the first Owner or Annuitant to reach the maximum age, as indicated in your Annuity.	Fixed option only Annuity date cannot exceed the first day of the calendar month following Annuitant’s 90th birthday The maximum Annuity Date is based on the first Owner or Annuitant to reach the maximum age, as indicated in your Annuity.

(1)	For more information on these benefits, refer to the “Death Benefit” section in the Prospectus.
(2)	For more information on these benefits, refer to the “Living Benefit Programs” section in the Prospectus. Highest Daily Lifetime Seven with Beneficiary Income Option (BIO), Spousal Highest Daily Lifetime Seven with Beneficiary Income Option (BIO), Highest Daily Lifetime Seven with Lifetime Income Accelerator (LIA), Highest Daily Lifetime 7 Plus with BIO, Spousal Highest Daily Lifetime 7 Plus with BIO, Highest Daily Lifetime 7 Plus with LIA, and Highest Daily Lifetime 6 Plus with LIA are not currently available in New York.
(3)	The Annuity rewards benefit offers Owners an ability to increase the guaranteed death benefit so that the death benefit will at least equal the Annuity’s Account Value on the effective date of the Annuity Rewards benefits, if the terms of the Annuity Rewards benefit are met.

E-2

APPENDIX F – FORMULA UNDER GRO PLUS 2008

(The following formula also applies to elections of HD GRO, if HD GRO was elected prior to July 16, 2010)

The following are the Terms and Definitions referenced in the Transfer Calculation Formula:

■	AV is the current Account Value of the Annuity
■	V is the current Account Value of the elected Sub-accounts of the Annuity
■	B is the total current value of the AST bond portfolio Sub-account
■	Cl is the lower target value. Currently, it is 79%.
■	Ct is the middle target value. Currently, it is 82%.
■	Cu is the upper target value. Currently, it is 85%.

For each guarantee provided under the benefit,

■	Gi is the guarantee amount
■	Ni is the number of days until the maturity date
■

di is the discount rate applicable to the number of days until the maturity date. It is determined with reference to a benchmark index, reduced by the Discount Rate Adjustment. Once selected, we will not change the applicable benchmark index. However, if the benchmark index is discontinued, we will substitute a successor benchmark index, if there is one. Otherwise we will substitute a comparable benchmark index. We will obtain any required regulatory approvals prior to substitution of the benchmark index.

The formula, which is set on the Effective Date and is not changed while the Rider is in effect, determines, on each Valuation Day, when a transfer is required.

The formula begins by determining the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the guarantee amount at the end of the Base Guarantee Period or Step-Up Guarantee Period. We call the greatest of these values the “current liability (L).”

L	=	MAX (Li), where Li = Gi / (1 + di)^(Ni/365) .

Next the formula calculates the following formula ratio:

r	=	(L – B) / V.

If the formula ratio exceeds an upper target value, then all or a portion of the Account Value will be transferred to the bond fund Sub-account associated with the current liability. If at the time we make a transfer to the bond fund Sub-account associated with the current liability there is Account Value allocated to a bond fund Sub-account not associated with the current liability, we will transfer all assets from that bond fund Sub-account to the bond fund Sub-account associated with the current liability.

The formula will transfer assets into the Transfer Account if r > Cu.

The transfer amount is calculated by the following formula:

T	=	{Min(V, [L – B - V*Ct] / (1 – Ct))}

If the formula ratio is less than a lower target value and there are assets in the Transfer Account, then the formula will transfer assets out of the Transfer Account into the elected Sub-accounts.

The transfer amount is calculated by the following formula:

T	=	{Min(B, - [L – B- V*Ct] / (1 – Ct))}

If following a transfer to the elected Sub-accounts, there are assets remaining in a bond fund Sub-account not associated with the current liability, we will transfer all assets from that bond fund Sub-account to the bond fund Sub-account associated with the current liability.

F-1

FORMULA FOR ANNUITIES WITH 90% CAP RULE FEATURE – GRO PLUS 2008 AND HIGHEST DAILY GRO

(The following formula also applies to elections of HD GRO with 90% cap, if HD GRO with 90% cap was elected prior to July 16, 2010)

The Following are the Terms and Definitions Referenced in the Transfer Calculation Formula:

■	AV is the current Account Value of the Annuity

■	V is the current Account Value of the elected Sub-accounts of the Annuity

■	B is the total current value of the AST bond portfolio Sub-account

■	Cl is the lower target value. Currently, it is 79%.

■	Ct is the middle target value. Currently, it is 82%.

■	Cu is the upper target value. Currently, it is 85%.

■	T is the amount of a transfer into or out of the Transfer AST bond portfolio Sub-account.

For each guarantee provided under the benefit,

■	Gi is the guarantee amount

■	Ni is the number of days until the maturity date

■

di is the discount rate applicable to the number of days until the maturity date. It is determined with reference to a benchmark index, reduced by the Discount Rate Adjustment and subject to the discount rate minimum. The discount rate minimum, beginning on the effective date of the benefit, is three percent, and will decline monthly over the first twenty-four months following the effective date of the benefit to one percent in the twenty-fifth month, and will remain at one percent for every month thereafter. Once selected, we will not change the applicable benchmark index. However, if the benchmark index is discontinued, we will substitute a successor benchmark index, if there is one. Otherwise we will substitute a comparable benchmark index. We will obtain any required regulatory approvals prior to substitution of the benchmark index.

Transfer Calculation

The formula, which is set on the Effective Date of the 90% Cap Rule, and is not changed while the benefit is in effect, determines, on each Valuation Day, when a transfer is required.

On the Effective Date of the 90% Cap Rule (and only on this date), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the AST bond portfolio Sub-account:

If (B / (V + B) > .90), then
T	=	B – [(V + B) * .90]

If T as described above is greater than $0, then that amount (“T”) is transferred from the AST bond portfolio Sub-account to the elected Sub-accounts and no additional transfer calculations are performed on the Effective Date of the 90% Cap Rule. Any transfers into the AST bond portfolio Sub-account are suspended. The suspension will be lifted once a transfer out of the AST bond portfolio Sub-account occurs.

On each Valuation Date thereafter (including the Effective Date of the 90% Cap Rule, provided (B / (V + B) < = .90), the formula begins by determining the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the Guarantee Amount at the end of the Guarantee Period. We call the greatest of these values the “current liability (L).”

L	=	MAX(Li), where Li = Gi / (1 + di)^(Ni/365)

Next the formula calculates the following formula ratio:

r	=	(L – B) / V

F-2

If the formula ratio exceeds an upper target value, then all or a portion of the Account Value will be transferred to the AST bond portfolio Sub-account associated with the current liability, subject to the rule that prevents a transfer into that AST bond portfolio Sub-account if 90% or more of Account Value is in that Sub-account (the “90% cap rule”). If, at the time we make a transfer to the AST bond portfolio Sub-account associated with the current liability, there is Account Value allocated to an AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

The formula will transfer assets into the Transfer AST bond portfolio Sub-account if r > Cu, subject to the 90% cap rule.

The transfer amount is calculated by the following formula:

T	=	{Min(MAX(0, (.90 * (V + B)) – B), [L – B – V * Ct] / (1 – Ct))}

If the formula ratio is less than a lower target value and there are assets in the Transfer AST bond portfolio Sub-account, then the formula will transfer assets out of the Transfer AST bond portfolio Sub-account into the elected Sub-accounts.

The formula will transfer assets out of the Transfer AST bond portfolio Sub-account if r < Cl and B > 0.

The transfer amount is calculated by the following formula:

T	=	{Min(B, – [L – B – V * Ct] / (1 – Ct))}

If, following a transfer to the elected Sub-accounts, there are assets remaining in an AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

If transfers into the AST bond portfolio Sub-account are restricted due to the operation of the 90% cap rule, then we will not perform any intra-AST bond portfolio Sub-account transfers. However, if assets transfer out of an AST bond portfolio Sub-account and into the elected Sub-accounts due to the maturity of the AST bond portfolio, by operation of the formula, assets may subsequently transfer to another AST bond portfolio Sub-account that is associated with a future guarantee, subject to the 90% cap rule.

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APPENDIX G – FORMULA UNDER HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT AND SPOUSAL HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT

TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:

■	Cu – the upper target is established on the effective date of the Highest Daily Lifetime Seven benefit (the “Effective Date”) and is not changed for the life of the guarantee. Currently, it is 83%.

■	Ct – the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

■	Cl – the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 77%.

■	L – the target value as of the current business day.

■	r – the target ratio.

■	a – factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee.

■	Vv – the total value of all Permitted Sub-accounts in the Annuity.

■	VF – the total value of all elected Fixed Rate Options in the Annuity.

■	B – the total value of the AST Investment Grade Bond Portfolio Sub-account.

■

P – Income Basis. Prior to the first withdrawal, the Income Basis is the Protected Withdrawal Value calculated as if the first withdrawal were taken on the date of calculation. After the first withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value at the time of the first withdrawal, adjusted for additional purchase payments including the amount of any associated Credits, and adjusted proportionally for excess withdrawals*, (2) any highest quarterly value increased for additional purchase payments including the amount of any associated Credits, and adjusted for withdrawals, and (3) the Account Value.

■	T – the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account.

*	Note: withdrawals of less than the Annual Income Amount do not reduce the Income Basis.

TARGET VALUE CALCULATION:

On each business day, a target value (L) is calculated, according to the following formula. If the Account Value (VV + VF) is equal to zero, no calculation is necessary.

L	=	0.05 * P * a

TRANSFER CALCULATION:

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

Target Ratio r	=	(L – B) / (VV + VF).

■	If r > Cu, assets in the Permitted Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account.

■

If r < Cl, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts according to most recent allocation instructions.

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The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T	=	{Min ((VV + VF), [L – B – (VV + VF) * Ct] / (1 – Ct))}	Money is transferred from the Permitted Sub-accounts and Fixed Rate Options to the AST Investment Grade Bond Sub-account

T	=	{Min (B, – [L – B – (VV + VF)* Ct] / (1 – Ct))}	Money is transferred from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts

2. Formula for Contracts Issued Prior to 7/21/08

(Without Election of 90% Cap Feature)

TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:

■	Cu – the upper target is established on the effective date of the Highest Daily Lifetime Seven benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

■	Ct – the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

■	Cl – the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 77%.

■	L – the target value as of the current business day.

■	r – the target ratio.

■	a – factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee.

■	V – the total value of all Permitted Sub-accounts in the annuity.

■	B – the total value of the AST Investment Grade Bond Portfolio Sub-account.

■

P – Income Basis. Prior to the first withdrawal, the Income Basis is the Protected Withdrawal Value calculated as if the first withdrawal were taken on the date of calculation. After the first withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value at the time of the first withdrawal, adjusted for additional purchase payments including the amount of any associated Credits, and adjusted proportionally for excess withdrawals*, (2) any highest quarterly value increased for additional purchase payments including the amount of any associated Credits, and adjusted for withdrawals, and (3) the Account Value.

■	T – the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account

*	Note: withdrawals of less than the Annual Income Amount do not reduce the Income Basis.

TARGET VALUE CALCULATION:

On each business day, a target value (L) is calculated, according to the following formula. If the variable account value (V) is equal to zero, no calculation is necessary.

L	=	0.05 * P * a

TRANSFER CALCULATION:

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

Target Ratio r	=	(L – B) / V.

■	If r > Cu, assets in the Permitted Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account.

■

If r < Cl, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts according to most recent allocation instructions.

G-2

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T	=	{Min(V, [L – B – V * Ct] / (1 – Ct))},	Money is transferred from the Permitted Sub-accounts to the AST Investment Grade Bond Portfolio Sub-account

T	=	{Min(B, – [L – B – V * Ct] / (1 – Ct))},	Money is transferred from the AST Investment Grade Bond Portfolio Sub-account to the Permitted Sub- accounts

3. Formula for Annuities with 90% Cap Feature if Benefit was Elected Prior to July 21, 2008

See above for the Terms and Definitions Referenced in the Calculation Formula.

Target Value Calculation:

On each Valuation Day, a target value (L) is calculated, according to the following formula. Target values are subject to change for new elections of the Rider on a going-forward basis.

L	=	0.05 * P * a

Transfer Calculation:

The following formula, which is set on the Effective Date of the 90% Cap Rule as shown in the Schedule Supplement and is not changed for the life of the guarantee, determines when a transfer is required. On the Effective Date of the 90% Cap Rule (and only on this date), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account:

If (B / (V + B) > .90) then
T	=	B – [(V + B) * .90]

If T is greater than $0 as described above, then no additional transfer calculations are performed on the Effective Date of the 90% Cap Rule. Any transfers into the AST Investment Grade Bond Portfolio Sub-account are suspended. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs.

On each Valuation Day thereafter (including the Effective Date of the 90% Cap Rule, provided B / (V + B) <= .90), the following asset transfer calculation is performed:

Target Ratio r	=	(L – B) / V

■	If r > Cu, assets in the elected Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account provided transfers are not suspended under the 90% Cap Rule described below.

■

If r < Cl and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the elected Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Effective Date of the 90% Cap Rule and is not changed for the life of the guarantee, determines the transfer amount:

T	=	Min (MAX (0, (0.90 * (V + B)) – B), [L – B – V * Ct] / (1 – Ct))	Money is transferred from the elected Sub-accounts to the AST Investment Grade Bond Portfolio Sub-account

T	=	{Min (B, – [L – B – V * Ct] / (1 – Ct))}	Money is transferred from the AST Investment Grade Bond Portfolio Sub-account to the elected Sub-accounts.

At any given time, some, most, or none of the Account Value may be allocated to the AST Investment Grade Bond Portfolio Sub-account under the Transfer Calculation formula.

90% Cap Rule: If, on any Valuation Day, on and after the Effective Date of the 90% Cap Rule, a transfer into the AST Investment Grade Bond Portfolio Sub-account occurs which results in 90% of the Account Value being allocated to the AST Investment Grade Bond Portfolio Sub-account, any transfers into the AST Investment Grade Bond Portfolio Sub-account will be suspended, even if the

G-3

formula would otherwise dictate that a transfer into the AST Investment Grade Bond Portfolio Sub-account should occur. Transfers out of the AST Investment Grade Bond Portfolio Sub-account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs. Due to the performance of the AST Investment Grade Bond Portfolio Sub-account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the AST Investment Grade Bond Portfolio Sub-account.

4. Formula for Annuities with 90% Cap Feature if Benefit was Elected on or after July 21, 2008

See above for the Terms and Definitions Referenced in the Calculation Formula

Target Value Calculation:

On each Valuation Day, a target value (L) is calculated, according to the following formula. Target values are subject to change for new elections of the Rider on a going-forward basis.

L	=	0.05 * P * a

Transfer Calculation:

The following formula, which is set on the Effective Date of the 90% Cap Rule as shown in the Schedule Supplement and is not changed for the life of the guarantee, determines when a transfer is required. On the Effective Date of the 90% Cap Rule (and only on this date), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account:

If (B / (VV + VF + B) > .90) then
T	=	B – [(VV + VF + B) * .90]

If T is greater than $0 as described above, then no additional transfer calculations are performed on the Effective Date of the 90% Cap Rule. Any transfers into the AST Investment Grade Bond Portfolio Sub-account are suspended. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs.

On each Valuation Day thereafter (including the Effective Date of the 90% Cap Rule, provided B / (VV + VF + B) <= .90), the following asset transfer calculation is performed:

Target Ratio r	=	(L – B) / (VV + VF)

■	If r > Cu, assets in the elected Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account, provided transfers are not suspended under the 90% Cap Rule described below.

■

If r < Cl and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the elected Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Effective Date of the 90% Cap Rule and is not changed for the life of the guarantee, determines the transfer amount:

T	=	Min (MAX (0, (0.90 * (VV + VF + B)) – B), [L – B – (VV + VF) * Ct] / (1 – Ct))	Money is transferred from the elected Sub-accounts to AST Investment Grade Bond Portfolio Sub-account.

T	=	{Min (B, – [L – B – (VV + VF) * Ct] / (1 – Ct))}	Money is transferred from the AST Investment Grade Bond Portfolio Sub-account to the elected Sub-accounts.

At any given time, some, most, or none of the Account Value may be allocated to the AST Investment Grade Bond Portfolio Sub-account under the Transfer Calculation formula.

90% Cap Rule: If, on any Valuation Day, on and after the Effective Date of the 90% Cap Rule, a transfer into the AST Investment Grade Bond Portfolio Sub-account occurs which results in 90% of the Account Value being allocated to the AST Investment Grade Bond Portfolio Sub-account, any transfers into the AST Investment Grade Bond Portfolio Sub-account will be suspended, even if the formula would otherwise dictate that a transfer into the AST Investment Grade Bond Portfolio Sub-account should occur. Transfers out of the AST Investment Grade Bond Portfolio Sub-account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs. Due to the performance of the AST Investment Grade Bond Portfolio Sub-account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the AST Investment Grade Bond Portfolio Sub-account.

G-4

“a” Factors for Liability Calculations

(in Years and Months since Benefit Effective Date)*

Years	Months 1	2	3	4	5	6	7	8	9	10	11	12
1	15.34	15.31	15.27	15.23	15.20	15.16	15.13	15.09	15.05	15.02	14.98	14.95
2	14.91	14.87	14.84	14.80	14.76	14.73	14.69	14.66	14.62	14.58	14.55	14.51
3	14.47	14.44	14.40	14.36	14.33	14.29	14.26	14.22	14.18	14.15	14.11	14.07
4	14.04	14.00	13.96	13.93	13.89	13.85	13.82	13.78	13.74	13.71	13.67	13.63
5	13.60	13.56	13.52	13.48	13.45	13.41	13.37	13.34	13.30	13.26	13.23	13.19
6	13.15	13.12	13.08	13.04	13.00	12.97	12.93	12.89	12.86	12.82	12.78	12.75
7	12.71	12.67	12.63	12.60	12.56	12.52	12.49	12.45	12.41	12.38	12.34	12.30
8	12.26	12.23	12.19	12.15	12.12	12.08	12.04	12.01	11.97	11.93	11.90	11.86
9	11.82	11.78	11.75	11.71	11.67	11.64	11.60	11.56	11.53	11.49	11.45	11.42
10	11.38	11.34	11.31	11.27	11.23	11.20	11.16	11.12	11.09	11.05	11.01	10.98
11	10.94	10.90	10.87	10.83	10.79	10.76	10.72	10.69	10.65	10.61	10.58	10.54
12	10.50	10.47	10.43	10.40	10.36	10.32	10.29	10.25	10.21	10.18	10.14	10.11
13	10.07	10.04	10.00	9.96	9.93	9.89	9.86	9.82	9.79	9.75	9.71	9.68
14	9.64	9.61	9.57	9.54	9.50	9.47	9.43	9.40	9.36	9.33	9.29	9.26
15	9.22	9.19	9.15	9.12	9.08	9.05	9.02	8.98	8.95	8.91	8.88	8.84
16	8.81	8.77	8.74	8.71	8.67	8.64	8.60	8.57	8.54	8.50	8.47	8.44
17	8.40	8.37	8.34	8.30	8.27	8.24	8.20	8.17	8.14	8.10	8.07	8.04
18	8.00	7.97	7.94	7.91	7.88	7.84	7.81	7.78	7.75	7.71	7.68	7.65
19	7.62	7.59	7.55	7.52	7.49	7.46	7.43	7.40	7.37	7.33	7.30	7.27
20	7.24	7.21	7.18	7.15	7.12	7.09	7.06	7.03	7.00	6.97	6.94	6.91
21	6.88	6.85	6.82	6.79	6.76	6.73	6.70	6.67	6.64	6.61	6.58	6.55
22	6.52	6.50	6.47	6.44	6.41	6.38	6.36	6.33	6.30	6.27	6.24	6.22
23	6.19	6.16	6.13	6.11	6.08	6.05	6.03	6.00	5.97	5.94	5.92	5.89
24	5.86	5.84	5.81	5.79	5.76	5.74	5.71	5.69	5.66	5.63	5.61	5.58
25	5.56	5.53	5.51	5.48	5.46	5.44	5.41	5.39	5.36	5.34	5.32	5.29
26	5.27	5.24	5.22	5.20	5.18	5.15	5.13	5.11	5.08	5.06	5.04	5.01
27	4.99	4.97	4.95	4.93	4.91	4.88	4.86	4.84	4.82	4.80	4.78	4.75
28	4.73	4.71	4.69	4.67	4.65	4.63	4.61	4.59	4.57	4.55	4.53	4.51
29	4.49	4.47	4.45	4.43	4.41	4.39	4.37	4.35	4.33	4.32	4.30	4.28
30	4.26	4.24	4.22	4.20	4.18	4.17	4.15	4.13	4.11	4.09	4.07	4.06
31	4.04	4.02	4.00	3.98	3.97	3.95	3.93	3.91	3.90	3.88	3.86	3.84
32	3.83	3.81	3.79	3.78	3.76	3.74	3.72	3.71	3.69	3.67	3.66	3.64
33	3.62	3.61	3.59	3.57	3.55	3.54	3.52	3.50	3.49	3.47	3.45	3.44
34	3.42	3.40	3.39	3.37	3.35	3.34	3.32	3.30	3.29	3.27	3.25	3.24
35	3.22	3.20	3.18	3.17	3.15	3.13	3.12	3.10	3.08	3.07	3.05	3.03
36	3.02	3.00	2.98	2.96	2.95	2.93	2.91	2.90	2.88	2.86	2.85	2.83
37	2.81	2.79	2.78	2.76	2.74	2.73	2.71	2.69	2.68	2.66	2.64	2.62
38	2.61	2.59	2.57	2.56	2.54	2.52	2.51	2.49	2.47	2.45	2.44	2.42
39	2.40	2.39	2.37	2.35	2.34	2.32	2.30	2.29	2.27	2.25	2.24	2.22
40	2.20	2.19	2.17	2.15	2.14	2.12	2.11	2.09	2.07	2.06	2.04	2.02
41	2.01	1.84	1.67	1.51	1.34	1.17	1.00	0.84	0.67	0.50	0.33	0.17

*	The values set forth in this table are applied to all ages, and apply to each formula set out in this Appendix.

G-5

APPENDIX H – FORMULA FOR HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT AND SPOUSAL HIGHEST DAILY LIFETIME PLUS INCOME BENEFIT

(including Highest Daily Lifetime 7 Plus with BIO, Highest Daily Lifetime 7 Plus with LIA and Spousal Highest Daily Lifetime 7 Plus with BIO)

TRANSFERS OF ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST INVESTMENT GRADE BOND SUB-ACCOUNT

TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULAS:

■

Cu – the upper target is established on the effective date of the Highest Daily Lifetime 7 Plus/Spousal Highest Daily Lifetime 7 Plus benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

■

Cus – The secondary upper target is established on the effective date of the Highest Daily Lifetime 7 Plus/Spousal Highest Daily Lifetime 7 Plus benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently it is 84.5%

■	Ct – the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

■	Cl – the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 78%.

■	L – the target value as of the current Valuation Day.

■	r – the target ratio.

■	a – factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. (See below for the table of "a" factors)

■	Vv – the total value of all Permitted Sub-accounts in the Annuity.

■	VF – the total value of all elected Fixed Rate Options in the Annuity

■	B – the total value of the AST Investment Grade Bond Portfolio Sub-account.

■

P – Income Basis. Prior to the first Lifetime Withdrawal, the Income Basis is equal to the Protected Withdrawal Value calculated as if the first Lifetime Withdrawal were taken on the date of calculation. After the first Lifetime Withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for additional purchase payments, including the amount of any associated Credits, and adjusted proportionally for excess withdrawals*, and (2) any highest daily Account Value occurring on or after the date of the first Lifetime Withdrawal and prior to or including the date of this calculation increased for additional purchase payments including the amount of any associated Credits, and adjusted for Lifetime Withdrawals.

■	T – the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account

■	TM – the amount of a monthly transfer out of the AST Investment Grade Bond Portfolio

*	Note: Lifetime Withdrawals of less than or equal to the Annual Income Amount do not reduce the Income Basis.

Daily Calculations

TARGET VALUE CALCULATION:

On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (VV+ VF) is equal to zero, no calculation is necessary.

L	=	0.05 * P * a

TRANSFER CALCULATION:

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

Target Ratio r	=	(L - B) / (VV + VF).

H-1

■

If on the third consecutive Valuation Day r > Cu and r ≤ Cus or if on any day r > Cus, and subject to the 90% cap rule described above, assets in the Permitted Sub-accounts (including Book Value Fixed Allocations used with any applicable Enhanced DCA Program) are transferred to the AST Investment Grade Bond Portfolio Sub-account.

■

If r < Cl, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T	=	Min (MAX (0, (0.90 * (VV + VF + B)) – B), [L – B – (VV + VF) * Ct]/(1 – Ct))	Money is transferred from the Permitted Sub-accounts and Fixed Rate Options to the AST Investment Grade Bond Sub-account

T	=	{Min (B, – [L – B – (VV + VF)* Ct]/(1 – Ct))}	Money is transferred from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts

MONTHLY CALCULATION

On each monthly anniversary of the Annuity Issue Date and following the daily Transfer Calculation above, the following formula determines if a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-Accounts will occur:

If, after the daily Transfer Calculation is performed,

{Min (B, .05 * (VV + VF + B))} < (Cu * (VV + VF) – L + B) / (1 – Cu), then

TM	=	{Min (B, .05 * (VV + VF + B))}	Money is transferred from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts.

“a” Factors for Liability Calculations

(in Years and Months since Benefit Effective Date)*

Years	Months 1	2	3	4	5	6	7	8	9	10	11	12
1	15.34	15.31	15.27	15.23	15.20	15.16	15.13	15.09	15.05	15.02	14.98	14.95
2	14.91	14.87	14.84	14.80	14.76	14.73	14.69	14.66	14.62	14.58	14.55	14.51
3	14.47	14.44	14.40	14.36	14.33	14.29	14.26	14.22	14.18	14.15	14.11	14.07
4	14.04	14.00	13.96	13.93	13.89	13.85	13.82	13.78	13.74	13.71	13.67	13.63
5	13.60	13.56	13.52	13.48	13.45	13.41	13.37	13.34	13.30	13.26	13.23	13.19
6	13.15	13.12	13.08	13.04	13.00	12.97	12.93	12.89	12.86	12.82	12.78	12.75
7	12.71	12.67	12.63	12.60	12.56	12.52	12.49	12.45	12.41	12.38	12.34	12.30
8	12.26	12.23	12.19	12.15	12.12	12.08	12.04	12.01	11.97	11.93	11.90	11.86
9	11.82	11.78	11.75	11.71	11.67	11.64	11.60	11.56	11.53	11.49	11.45	11.42
10	11.38	11.34	11.31	11.27	11.23	11.20	11.16	11.12	11.09	11.05	11.01	10.98
11	10.94	10.90	10.87	10.83	10.79	10.76	10.72	10.69	10.65	10.61	10.58	10.54
12	10.50	10.47	10.43	10.40	10.36	10.32	10.29	10.25	10.21	10.18	10.14	10.11
13	10.07	10.04	10.00	9.96	9.93	9.89	9.86	9.82	9.79	9.75	9.71	9.68
14	9.64	9.61	9.57	9.54	9.50	9.47	9.43	9.40	9.36	9.33	9.29	9.26
15	9.22	9.19	9.15	9.12	9.08	9.05	9.02	8.98	8.95	8.91	8.88	8.84
16	8.81	8.77	8.74	8.71	8.67	8.64	8.60	8.57	8.54	8.50	8.47	8.44
17	8.40	8.37	8.34	8.30	8.27	8.24	8.20	8.17	8.14	8.10	8.07	8.04
18	8.00	7.97	7.94	7.91	7.88	7.84	7.81	7.78	7.75	7.71	7.68	7.65
19	7.62	7.59	7.55	7.52	7.49	7.46	7.43	7.40	7.37	7.33	7.30	7.27
20	7.24	7.21	7.18	7.15	7.12	7.09	7.06	7.03	7.00	6.97	6.94	6.91
21	6.88	6.85	6.82	6.79	6.76	6.73	6.70	6.67	6.64	6.61	6.58	6.55
22	6.52	6.50	6.47	6.44	6.41	6.38	6.36	6.33	6.30	6.27	6.24	6.22
23	6.19	6.16	6.13	6.11	6.08	6.05	6.03	6.00	5.97	5.94	5.92	5.89
24	5.86	5.84	5.81	5.79	5.76	5.74	5.71	5.69	5.66	5.63	5.61	5.58
25	5.56	5.53	5.51	5.48	5.46	5.44	5.41	5.39	5.36	5.34	5.32	5.29
26	5.27	5.24	5.22	5.20	5.18	5.15	5.13	5.11	5.08	5.06	5.04	5.01
27	4.99	4.97	4.95	4.93	4.91	4.88	4.86	4.84	4.82	4.80	4.78	4.75
28	4.73	4.71	4.69	4.67	4.65	4.63	4.61	4.59	4.57	4.55	4.53	4.51
29	4.49	4.47	4.45	4.43	4.41	4.39	4.37	4.35	4.33	4.32	4.30	4.28
30	4.26	4.24	4.22	4.20	4.18	4.17	4.15	4.13	4.11	4.09	4.07	4.06	**

*	The values set forth in this table are applied to all ages.
**	In all subsequent years and months thereafter, the annuity factor is 4.06

H-2

APPENDIX I – SPECIAL CONTRACT PROVISIONS FOR ANNUITIES ISSUED IN CERTAIN STATES

Certain features of your Annuity may be different than the features described earlier in this prospectus if your Annuity is issued in certain states described below. For Annuities issued in New York, please see Appendix E.

Jurisdiction	Special Provisions
Connecticut	Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available.
Hawaii	Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available.
Iowa	Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available.
Maryland	Fixed Allocations are not available.
Massachusetts

If your Annuity is issued in Massachusetts after January 1, 2009, the annuity rates we use to calculate annuity payments are available only on a gender-neutral basis under any Annuity Option or any lifetime withdrawal optional benefit (except the Guaranteed Minimum Withdrawal Benefit).

Medically-Related Surrenders are not available.

Montana	If your Annuity is issued in Montana, the annuity rates we use to calculate annuity payments are available only on a gender-neutral basis under any Annuity Option or any lifetime withdrawal optional benefit (except the Guaranteed Minimum Withdrawal Benefit).
Nevada	Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available. Fixed Allocations are not available.
New York	Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available.
North Dakota	Fixed Allocations are not available.
Texas	Death benefit suspension not applicable upon provision of evidence of good health. See annuity contract for exact details.
Utah	Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available.
Vermont	Fixed Allocations are not available.
Washington	Fixed Allocations are not available. Combination Roll-Up Value and Highest Periodic Value Death Benefit not available. Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available.

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APPENDIX J – FORMULA UNDER THE GUARANTEED RETURN OPTION PLUS BENEFIT

We set out below the current formula under which we may transfer amounts between the Sub-accounts and the Fixed Allocations. We will not alter the formula.

TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:

■	AV is the current Account Value of the Annuity (including any Market Value Adjustment on Fixed Allocations)

■	V is the current Account Value of the elected Sub-accounts of the Annuity

■	F is the current Account Value of the Fixed Allocations

For each guarantee provided under the program,

■	Gi is the Principal Value of the guarantee

■	t i is the number of whole and partial years until the maturity date of the guarantee.

■	r i is the current fixed rate associated with Fixed Allocations of length ti (ti is rounded to the next highest integer to determine this rate).

The formula determines, on each Valuation Day, when a transfer is required.

The formula begins by determining for each guarantee the value (Li) that, if appreciated at the current fixed rate, would equal the Principal Value on the applicable maturity date. We call the greatest of these values the “current liability (L).”

L	=	MAX (Li), where Li = Gi / (1 + ri) ^ti

Next, the formula determines whether or not a transfer to or from the Fixed Allocations is needed:

A transfer into the Fixed Allocations will occur if L > (AV – 0.2 * V), and V > 0.

The transfer amount is calculated by the following formula:

T	=	MIN (V, (V – (1 / 0.23) * (AV – L)))

A transfer from the Fixed Allocations to the Sub-accounts will occur if L < (AV - 0.26 * V), and F > 0.

The transfer amount is calculated by the following formula:

T	=	MIN (F, ((1 / 0.23) * (AV – L) – V))

J-1

APPENDIX K – FORMULA UNDER THE GUARANTEED RETURN OPTION BENEFIT

We set out below the current formula under which we may transfer amounts between the Sub-accounts and the Fixed Allocations. We will not alter this pre-determined mathematical formula.

TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:

■	AV is the current Account Value of the Annuity (including any Market Value Adjustment on Fixed Allocations)

■	V is the current Account Value of the elected Sub-accounts of the Annuity

■	F is the current Account Value of the Fixed Allocations

■	G is the Principal Value of the guarantee

■	t is the number of whole and partial years between the current Valuation Day and the maturity date.

■	ti is the number of whole and partial years between the next Valuation Day (i.e., the Valuation Day immediately following the current Valuation Day) and the maturity date.

■	r is the fixed rate associated with Fixed Allocations of length t (ti is rounded to the next highest whole number to determine this rate) as of the current Valuation Day.

■	ri is the fixed rate associated with Fixed Allocations of length ti (ti is rounded to the next highest whole number to determine this rate) as of the next Valuation Day.

■	M is the total maturity value of all Fixed Allocations, i.e., the total value that the Fixed Allocations will have on the maturity date of the guarantee if no subsequent transactions occur.

The formula determines, on each Valuation Day, when a transfer is required.

The formula begins by determining a “cushion”, D:

D	=	1 – [(G – M) / (1 + r)t] / V

Next, the formula determines whether or not a transfer to or from the Fixed Allocations is needed:

A transfer into the Fixed Allocations will occur if D (less than) 0.20, V (greater than) 0, and V (greater than) 0.02 * AV.

The transfer amount is calculated by the following formula:

T	=	MIN (V, (V * (0.75 * (1 + ri)ti – G + M) / (0.75 * (1 + ri)^t [i] – (1 + r)t)))

A transfer from the Fixed Allocations to the Sub-accounts will occur if D (greater than) 0.30 and F (greater than) 0.

The transfer amount is calculated by the following formula:

T	=	MIN (F, (V * (0.75 * (1 + ri)ti – G + M) / ((1 + r)[t] – 0.75 * (1 + ri)^t i)))

K-1

APPENDIX L – FORMULA FOR HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT AND SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT

(including Highest Daily Lifetime 6 Plus with LIA)

TRANSFERS OF ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE

AST INVESTMENT GRADE BOND SUB-ACCOUNT

TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULAS:

■

Cu – the upper target is established on the effective date of the Highest Daily Lifetime 6 Plus/Spousal Highest Daily Lifetime 6 Plus benefit (the “Effective Date”) and is not changed for the life of the guarantee. Currently, it is 83%.

■

Cus – The secondary upper target is established on the effective date of the Highest Daily Lifetime 6 Plus/Spousal Highest Daily Lifetime 6 Plus benefit (the “Effective Date”) and is not changed for the life of the guarantee. Currently it is 84.5%.

■	Ct – the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

■	Cl – the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 78%.

■	L – the target value as of the current Valuation Day.

■	r – the target ratio.

■	a – factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. (See below for the table of “a” factors).

■	Vv – the total value of all Permitted Sub-accounts in the Annuity.

■	VF – the total value of all elected Fixed Rate Options in the Annuity.

■	B – the total value of the AST Investment Grade Bond Portfolio Sub-account.

■

P – Income Basis. Prior to the first Lifetime Withdrawal, the Income Basis is equal to the Protected Withdrawal Value calculated as if the first Lifetime Withdrawal were taken on the date of calculation. After the first Lifetime Withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for additional purchase payments, including the amount of any associated purchase Credits, and adjusted proportionally for excess withdrawals*, and (2) the Protected Withdrawal Value on any Annuity Anniversary subsequent to the first Lifetime Withdrawal, increased for subsequent additional purchase payments (including the amount of any associated purchase Credits) and adjusted proportionately for Excess Income* and (3) any highest daily Account Value occurring on or after the later of the immediately preceding Annuity anniversary, or the date of the first Lifetime Withdrawal, and prior to or including the date of this calculation, increased for additional purchase payments (including the amount of any associated purchase Credits) and adjusted for withdrawals, as described herein.

■	T – the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account.

■	TM – the amount of a monthly transfer out of the AST Investment Grade Bond Portfolio.

*	Note: Lifetime Withdrawals of less than or equal to the Annual Income Amount do not reduce the Income Basis.

Daily Calculations

TARGET VALUE CALCULATION:

On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (VV + VF) is equal to zero, no calculation is necessary.

L	=	0.05 * P * a

Transfer Calculation:

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

Target Ratio r	=	(L – B) / (VV + VF).

L-1

■

If on the third consecutive Valuation Day r > Cu and r ≤ Cus or if on any day r > Cus, and subject to the 90% cap rule described above, assets in the Permitted Sub-accounts (including DCA Fixed Rate Options used with any applicable 6 or 12 Month DCA Program) are transferred to the AST Investment Grade Bond Portfolio Sub-account.

■

If r < Cl, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts as described above.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T	=	Min (MAX (0, (0.90 * (VV + VF + B)) – B), [L – B – (VV + VF) * Ct] / (1 – Ct))	Money is transferred from the Permitted Sub-accounts and DCA Fixed Rate Options to the AST Investment Grade Bond Sub-account

T	=	{Min (B, – [L – B – (VV + VF) * Ct] / (1 – Ct))}	Money is transferred from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts

Monthly Calculation

On each monthly anniversary of the Annuity Issue Date and following the daily Transfer Calculation above, the following formula determines if a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-Accounts will occur:

If, after the daily Transfer Calculation is performed,

{Min (B, .05 * (VV + VF + B))} < (Cu * (VV + V F) – L + B) / (1 – C u), then

TM	=	{Min (B, .05 * (VV + VF + B))}	Money is transferred from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts.

“a” Factors for Liability Calculations

(in Years and Months since Benefit Effective Date)*

Years	Months 1	2	3	4	5	6	7	8	9	10	11	12
1	15.34	15.31	15.27	15.23	15.20	15.16	15.13	15.09	15.05	15.02	14.98	14.95
2	14.91	14.87	14.84	14.80	14.76	14.73	14.69	14.66	14.62	14.58	14.55	14.51
3	14.47	14.44	14.40	14.36	14.33	14.29	14.26	14.22	14.18	14.15	14.11	14.07
4	14.04	14.00	13.96	13.93	13.89	13.85	13.82	13.78	13.74	13.71	13.67	13.63
5	13.60	13.56	13.52	13.48	13.45	13.41	13.37	13.34	13.30	13.26	13.23	13.19
6	13.15	13.12	13.08	13.04	13.00	12.97	12.93	12.89	12.86	12.82	12.78	12.75
7	12.71	12.67	12.63	12.60	12.56	12.52	12.49	12.45	12.41	12.38	12.34	12.30
8	12.26	12.23	12.19	12.15	12.12	12.08	12.04	12.01	11.97	11.93	11.90	11.86
9	11.82	11.78	11.75	11.71	11.67	11.64	11.60	11.56	11.53	11.49	11.45	11.42
10	11.38	11.34	11.31	11.27	11.23	11.20	11.16	11.12	11.09	11.05	11.01	10.98
11	10.94	10.90	10.87	10.83	10.79	10.76	10.72	10.69	10.65	10.61	10.58	10.54
12	10.50	10.47	10.43	10.40	10.36	10.32	10.29	10.25	10.21	10.18	10.14	10.11
13	10.07	10.04	10.00	9.96	9.93	9.89	9.86	9.82	9.79	9.75	9.71	9.68
14	9.64	9.61	9.57	9.54	9.50	9.47	9.43	9.40	9.36	9.33	9.29	9.26
15	9.22	9.19	9.15	9.12	9.08	9.05	9.02	8.98	8.95	8.91	8.88	8.84
16	8.81	8.77	8.74	8.71	8.67	8.64	8.60	8.57	8.54	8.50	8.47	8.44
17	8.40	8.37	8.34	8.30	8.27	8.24	8.20	8.17	8.14	8.10	8.07	8.04
18	8.00	7.97	7.94	7.91	7.88	7.84	7.81	7.78	7.75	7.71	7.68	7.65
19	7.62	7.59	7.55	7.52	7.49	7.46	7.43	7.40	7.37	7.33	7.30	7.27
20	7.24	7.21	7.18	7.15	7.12	7.09	7.06	7.03	7.00	6.97	6.94	6.91
21	6.88	6.85	6.82	6.79	6.76	6.73	6.70	6.67	6.64	6.61	6.58	6.55
22	6.52	6.50	6.47	6.44	6.41	6.38	6.36	6.33	6.30	6.27	6.24	6.22
23	6.19	6.16	6.13	6.11	6.08	6.05	6.03	6.00	5.97	5.94	5.92	5.89
24	5.86	5.84	5.81	5.79	5.76	5.74	5.71	5.69	5.66	5.63	5.61	5.58
25	5.56	5.53	5.51	5.48	5.46	5.44	5.41	5.39	5.36	5.34	5.32	5.29
26	5.27	5.24	5.22	5.20	5.18	5.15	5.13	5.11	5.08	5.06	5.04	5.01
27	4.99	4.97	4.95	4.93	4.91	4.88	4.86	4.84	4.82	4.80	4.78	4.75
28	4.73	4.71	4.69	4.67	4.65	4.63	4.61	4.59	4.57	4.55	4.53	4.51
29	4.49	4.47	4.45	4.43	4.41	4.39	4.37	4.35	4.33	4.32	4.30	4.28
30	4.26	4.24	4.22	4.20	4.18	4.17	4.15	4.13	4.11	4.09	4.07	4.06	**

*	The values set forth in this table are applied to all ages.
**	In all subsequent years and months thereafter, the annuity factor is 4.06.

L-2

APPENDIX M – FORMULA FOR GRO PLUS II

(The following formula also applies to elections of HD GRO II, if HD GRO II was elected prior to July 16, 2010)

The following are the terms and definitions referenced in the transfer calculation formula:

■	AV is the current Account Value of the Annuity

■	VV is the current Account Value of the elected Sub-accounts of the Annuity

■	VF is the current Account Value of any fixed-rate Sub-accounts of the Annuity

■	B is the total current value of the AST bond portfolio Sub-account

■	Cl is the lower target value. Currently, it is 79%.

■	Ct is the middle target value. Currently, it is 82%.

■	Cu is the upper target value. Currently, it is 85%.

■	T is the amount of a transfer into or out of the AST bond portfolio Sub-account.

For each guarantee provided under the benefit,

■	Gi is the guarantee amount

■	Ni is the number of days until the maturity date

■

di is the discount rate applicable to the number of days until the maturity date. It is determined with reference to a benchmark index, reduced by the Discount Rate Adjustment and subject to the discount rate minimum. The discount rate minimum, beginning on the effective date of the benefit, is three percent, and will decline monthly over the first twenty-four months following the effective date of the benefit to one percent in the twenty-fifth month, and will remain at one percent for every month thereafter. Once selected, we will not change the applicable benchmark index. However, if the benchmark index is discontinued, we will substitute a successor benchmark index, if there is one. Otherwise we will substitute a comparable benchmark index. We will obtain any required regulatory approvals prior to substitution of the benchmark index.

The formula, which is set on the effective date and is not changed while the benefit is in effect, determines, on each Valuation Day, when a transfer is required.

The formula begins by determining the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the guarantee amount at the end of each applicable guarantee period. We call the greatest of these values the “current liability (L).”

L	=	MAX(Li), where Li = Gi / (1 + di)^(Ni/365)

Next the formula calculates the following formula ratio:

r	=	(L – B) / (VV + VF)

If the formula ratio exceeds an upper target value, then all or a portion of the Account Value will be transferred to the AST bond portfolio Sub-account associated with the current liability subject to the rule that prevents a transfer into that AST bond portfolio Sub-account if 90% or more of Account Value is in that Sub-account ( “90% cap rule”). If at the time we make a transfer to the AST bond portfolio Sub-account associated with the current liability there is Account Value allocated to an AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

The formula will transfer assets into the AST bond portfolio Sub-account if r > Cu, subject to the 90% cap rule.

The transfer amount is calculated by the following formula:

T	=	{Min(MAX(0, (.90 * (VV + VF + B)) – B), [L – B – (VV + VF) * Ct] / (1 – Ct))}

M-1

If the formula ratio is less than a lower target value and there are assets in the AST bond portfolio Sub-account, then the formula will transfer assets out of the AST bond portfolio Sub-account into the elected Sub-accounts.

The formula will transfer assets out of the AST bond portfolio Sub-account if r < Cl and B > 0.

The transfer amount is calculated by the following formula:

T	=	{Min(B, – [L – B – (VV + VF) * Ct] / (1 – Ct))}

If following a transfer to the elected Sub-accounts, there are assets remaining in a AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

If transfers into the AST bond portfolio Sub-account are restricted due to the operation of the 90% cap rule, then we will not perform any intra-AST bond portfolio Sub-account transfers. However, if assets transfer out of an AST bond portfolio Sub-account and into the elected Sub-accounts due to the maturity of the AST bond portfolio, by operation of the formula, assets may subsequently transfer to another AST bond portfolio Sub-account that is associated with a future guarantee, subject to the 90% cap.

M-2

APPENDIX N – FORMULA FOR HIGHEST DAILY GRO

Formula for elections of HD GRO on or after July 16, 2010, subject to state approval. The operation of the formula is the same as for elections of HD GRO prior to July 16, 2010. The formula below provides additional information regarding the concept of the Projected Future Guarantee throughout the Transfer Calculation.

THE FOLLOWING ARE THE TERMS AND DEFINITIONS REFERENCED IN THE TRANSFER CALCULATION FORMULA:

■	AV is the current Account Value of the Annuity

■	VV is the current Account Value of the elected Sub-accounts of the Annuity

■	VF is the current Account Value of the elected Fixed Rate Options of the Annuity

■	B is the total current value of the Transfer Account

■	Cl is the lower target value; it is established on the Effective Date and is not changed for the life of the guarantee

■	Ct is the middle target value; it is established on the Effective Date and is not changed for the life of the guarantee

■	Cu is the upper target value; it is established on the Effective Date and is not changed for the life of the guarantee

■	T is the amount of a transfer into or out of the Transfer Account

■

“Projected Future Guarantee” is an amount equal to the highest Account Value (adjusted for Withdrawals and additional Purchase Payments) within the current Benefit Year that would result in a new Guarantee Amount. For the Projected Future Guarantee, the assumed Guarantee Period begins on the current Valuation Day and ends 10 years from the next anniversary of the Effective Date. We only calculate a Projected Future Guarantee if the assumed Guarantee Period associated with that Projected Future Guarantee does not extend beyond the latest Annuity Date applicable to the Annuity.

The formula, which is set on the Effective Date and is not changed while the Rider is in effect, determines, on each Valuation Day, when a transfer is required.

The formula begins by determining for each Guarantee Amount and for the Projected Future Guarantee, the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the Guarantee Amount at the end of the Guarantee Period. We call the greatest of these values the “current liability (L)”.

L = MAX (Li), where Li = Gi / (1 + di)^(Ni/365) .

Where:

■	Gi is the value of the Guarantee Amount or the Projected Future Guarantee

■	Ni is the number of days until the end of the Guarantee Period

■

di is the discount rate associated with the number of days until the end of a Guarantee Period (or the assumed Guarantee Period, for the Projected Future Guarantee). The discount rate is determined by taking the greater of the Benchmark Index Interest Rate less the Discount Rate Adjustment, and the Discount Rate Minimum. The applicable term of the Benchmark Index Interest Rate is the same as the number of days remaining until the end of the Guarantee Period (or the assumed Guarantee Period, for the Projected Future Guarantee). If no Benchmark Index Interest Rate is available for such term, the nearest available term will be used. The Discount Rate Minimum is determined based on the number of months since the Effective Date.

Next the formula calculates the following formula ratio (r):

r = (L – B) / (VV + VF).

If the formula ratio exceeds an upper target value, then Account Value will be transferred to the bond portfolio Sub-account associated with the current liability subject to the feature. If, at the time we make a transfer to the bond portfolio Sub-account associated with the current liability, there is Account Value allocated to a bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that bond portfolio Sub-account to the bond portfolio Sub-account associated with the current liability.

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The formula will transfer assets into the Transfer Account if r > Cu and if transfers have not been suspended due to the feature. Assets in the elected Sub-accounts and Fixed Rate Options, if applicable, are transferred to the Transfer Account in accordance with the Transfer provisions of the Rider.

The transfer amount is calculated by the following formula:

T = {Min(MAX(0,(.90 * (VV + VF + B)) - B), [L – B – (VV + VF) * Ct] / (1 – Ct))}

If the formula ratio is less than a lower target value, and there are assets in the Transfer Account, then the formula will transfer assets out of the Transfer Account and into the elected Sub-accounts.

The formula will transfer assets out of the Transfer Account if r < Cl and B > 0.

The transfer amount is calculated by the following formula:

T = {Min (B, – [L – B – (VV + VF) * Ct] / (1 – Ct))}

If, following a transfer to the elected Sub-accounts, there are assets remaining in a bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that bond portfolio Sub-account to the bond portfolio Sub-account associated with the current liability.

90% Cap Feature: If, on any Valuation Day the Rider remains in effect, a transfer into the Transfer Account occurs which results in 90% of the Account Value being allocated to the Transfer Account, any transfers into the Transfer Account will be suspended even if the formula would otherwise dictate that a transfer into the Transfer Account should occur. Transfers out of the Transfer Account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the Transfer Account occurs. Due to the performance of the Transfer Account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the Transfer Account.

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APPENDIX O – FORMULA FOR HIGHEST DAILY GRO II

Formula for elections of HD GRO II made on or after July 16, 2010, subject to state approval. The operation of the formula is the same as for elections of HD GRO II prior to July 16, 2010. The formula below provides additional information regarding the concept of the Projected Future Guarantee throughout the Transfer Calculation.

The following are the Terms and Definitions referenced in the Transfer Calculation Formula:

■	AV is the current Account Value of the Annuity

■	VV is the current Account Value of the elected Sub-accounts of the Annuity

■	VF is the current Account Value of the elected Fixed Rate Options of the Annuity

■	B is the total current value of the Transfer Account

■	Cl is the lower target value; it is established on the Effective Date and is not changed for the life of the guarantee

■	Ct is the middle target value; it is established on the Effective Date and is not changed for the life of the guarantee

■	Cu is the upper target value; it is established on the Effective Date and is not changed for the life of the guarantee

■	T is the amount of a transfer into or out of the Transfer Account

■

“Projected Future Guarantee” is an amount equal to the highest Account Value (adjusted for Withdrawals and additional Net Purchase Payments) within the current Benefit Year that would result in a new Guarantee Amount. For the Projected Future Guarantee, the assumed Guarantee Period begins on the current Valuation Day and ends10 years from the next anniversary of the Effective Date. We only calculate a Projected Future Guarantee if the assumed Guarantee Period associated with that Projected Future Guarantee does not extend beyond the latest Annuity Date applicable to the Annuity.

The formula, which is set on the Effective Date and is not changed while the Rider is in effect, determines, on each Valuation Day, when a transfer is required.

The formula begins by determining for each Guarantee Amount and for the Projected Future Guarantee, the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the Guarantee Amount at the end of the Guarantee Period. We call the greatest of these values the “current liability (L)”.

L = MAX (Li), where Li = Gi / (1 + di)^(Ni/365) .

Where:

■	Gi is the value of the Guarantee Amount or the Projected Future Guarantee

■	Ni is the number of days until the end of the Guarantee Period

■

di is the discount rate associated with the number of days until the end of a Guarantee Period (or the assumed Guarantee Period, for the Projected Future Guarantee). The discount rate is determined by taking the greater of the Benchmark Index Interest Rate less the Discount Rate Adjustment, and the Discount Rate Minimum. The applicable term of the Benchmark Index Interest Rate is the same as the number of days remaining until the end of the Guarantee Period (or the assumed Guarantee Period, for the Projected Future Guarantee). If no Benchmark Index Interest Rate is available for such term, the nearest available term will be used. The Discount Rate Minimum is determined based on the number of months since the Effective Date.

Next the formula calculates the following formula ratio (r):

r = (L – B) / (VV + VF).

If the formula ratio exceeds an upper target value, then Account Value will be transferred to the bond portfolio Sub-account associated with the current liability subject to the feature. If, at the time we make a transfer to the bond portfolio Sub-account associated with the current liability, there is Account Value allocated to a bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that bond portfolio Sub-account to the bond portfolio Sub-account associated with the current liability.

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The formula will transfer assets into the Transfer Account if r > Cu and if transfers have not been suspended due to the feature. Assets in the elected Sub-accounts and Fixed Rate Options, if applicable, are transferred to the Transfer Account in accordance with the Transfer provisions of the Rider.

The transfer amount is calculated by the following formula:

T = {Min(MAX(0,(.90 * (VV + VF + B)) – B), [L – B – (VV + VF) * Ct] / (1 – Ct))}

If the formula ratio is less than a lower target value, and there are assets in the Transfer Account, then the formula will transfer assets out of the Transfer Account and into the elected Sub-accounts.

The formula will transfer assets out of the Transfer Account if r < Cl and B > 0.

The transfer amount is calculated by the following formula:

T = {Min (B, – [L – B – (VV + VF) * Ct] / (1 – Ct))}

If, following a transfer to the elected Sub-accounts, there are assets remaining in a bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that bond portfolio Sub-account to the bond portfolio Sub-account associated with the current liability.

90% Cap Feature: If, on any Valuation Day the Rider remains in effect, a transfer into the Transfer Account occurs which results in 90% of the Account Value being allocated to the Transfer Account, any transfers into the Transfer Account will be suspended even if the formula would otherwise dictate that a transfer into the Transfer Account should occur. Transfers out of the Transfer Account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the Transfer Account occurs. Due to the performance of the Transfer Account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the Transfer Account.

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PLEASE SEND ME A STATEMENT OF ADDITIONAL INFORMATION THAT CONTAINS FURTHER DETAILS ABOUT THE PRUDENTIAL ANNUITY DESCRIBED IN PROSPECTUS (PLEASE CHECK ONE) OPTIMUM (4/30/2014)             , OPTIMUM FOUR (4/30/2014)             , OPTIMUM PLUS (4/30/2014)             .

(print your name)

(address)

(city/state/zip code)

Variable Annuity Issued by:

PRUDENTIAL ANNUITIES LIFE

ASSURANCE CORPORATION

A Prudential Financial Company

One Corporate Drive

Shelton, Connecticut 06484

Telephone: 1-888-PRU-2888

http://www.prudentialannuities.com

Variable Annuity Distributed by:

PRUDENTIAL ANNUITIES

DISTRIBUTORS

A Prudential Financial Company

One Corporate Drive

Shelton, Connecticut 06484

Telephone: 203-926-1888

http://www.prudentialannuities.com

MAILING ADDRESSES:

Please see the section of this prospectus entitled “How To Contact Us” for where to send your request for a Statement of Additional Information.

The Prudential Insurance Company of America 751 Broad Street Newark, NJ 07102-3777

PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION

A Prudential Financial Company

One Corporate Drive, Shelton, Connecticut 06484

ADVANCED SERIES XTRA CREDIT EIGHTSM (“XT8”)SM

Flexible Premium Deferred Annuities

PROSPECTUS: APRIL 30, 2014

This prospectus describes a flexible premium deferred annuity (the “Annuity”) issued by Prudential Annuities Life Assurance Corporation (“Prudential Annuities®”, “we”, “our”, or “us”). If you are receiving this prospectus, it is because you currently own this Annuity. The Annuity was offered as an individual annuity contract or as an interest in a group annuity. The Annuity has different features and benefits that may be appropriate for you based on your financial situation, your age and how you intend to use the Annuity. This Prospectus describes the important features of the Annuity. The Prospectus also describes the fees and charges you pay and product features such as the availability of certain bonus amounts and basic death benefit protection. These features are discussed more fully in the Prospectus. There may be differences in compensation among different annuity products that could influence a Financial Professional’s decision as to which annuity to recommend to you. In addition, selling broker-dealer firms through which the Annuity is sold may not make available or may not recommend to their customers certain of the optional features and investment options offered generally under the Annuity. Alternatively, such firms may restrict the optional benefits that they do make available to their customers (e.g., by imposing a lower maximum issue age for certain optional benefits than what is prescribed generally under the Annuity). Please speak to your Financial Professional for further details. The Annuity or certain of its investment options and/or features may not be available in all states. For the variations specific to Annuities approved for sale by the New York State Insurance Department, see Appendix D. The guarantees provided by the variable annuity contracts and the optional benefits are the obligations of and subject to the claims paying ability of Prudential Annuities. Certain terms are capitalized in this Prospectus. Those terms are either defined in the Glossary of Terms or in the context of the particular section. Because this Annuity grants credit amounts with respect to your Purchase Payments, the expenses of this Annuity may be higher than expenses for an annuity without a credit. In addition, the amount of the credits that you receive under this Annuity may be more than offset over time by the additional fees and charges associated with the credit. This Annuity is no longer offered for new sales, however, existing owners may continue to make purchase payments.

THE SUB-ACCOUNTS

Each Sub-account of Prudential Annuities Life Assurance Corporation Variable Account B invests in an underlying mutual fund portfolio. Prudential Annuities Life Assurance Corporation Variable Account B is a separate account of Prudential Annuities, and is the investment vehicle in which your Purchase Payments are held. Currently, portfolios of the following underlying mutual funds are being offered: AIM Variable Insurance Funds (Invesco Variable Insurance Funds), Advanced Series Trust, First Defined Portfolio Fund, LLC, Nationwide Variable Insurance Trust, The Prudential Series Fund, and Wells Fargo Variable Trust. See the following page for the complete list of Sub-accounts.

PLEASE READ THIS PROSPECTUS

Please read this Prospectus and the current prospectus for the underlying mutual funds. Keep them for future reference.

AVAILABLE INFORMATION

We have also filed a Statement of Additional Information that is available from us, without charge, upon your request. The contents of the Statement of Additional Information are described at the end of this prospectus under “Contents of Statement of Additional Information”. The Statement of Additional Information is incorporated by reference into this prospectus. This Prospectus is part of the registration statement we filed with the SEC regarding this offering. Additional information on us and this offering is available in the registration statement and the exhibits thereto. You may review and obtain copies of these materials at no cost to you by contacting us. These documents, as well as documents incorporated by reference, may also be obtained through the SEC’s Internet Website (http://www.sec.gov) for this registration statement as well as for other registrants that file electronically with the SEC. Please see “How To Contact Us” later in this prospectus for our Service Office address.

In compliance with U.S. law, Prudential Annuities Life Assurance Corporation delivers this prospectus to current contract owners that reside outside of the United States.

These Annuities are NOT deposits or obligations of, or issued, guaranteed or endorsed by, any bank, are NOT insured or guaranteed by the U.S. government, the Federal Deposit Insurance Corporation (FDIC), the Federal Reserve Board or any other agency. An investment in an annuity involves investment risks, including possible loss of value, even with respect to amounts allocated to the AST Money Market Sub-account.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

XTRA CREDIT® IS A REGISTERED TRADEMARK OF THE PRUDENTIAL INSURANCE COMPANY OF AMERICA AND IS USED UNDER LICENSE BY ITS AFFILIATES.

FOR FURTHER INFORMATION CALL: 1-888-PRU-2888

Prospectus Dated: April 30, 2014	Statement of Additional Information Dated: April 30, 2014
ASXT8PROS	XT8SAI

PLEASE SEE OUR PRIVACY POLICY AND OUR IRA, ROTH IRA AND FINANCIAL DISCLOSURE STATEMENTS ATTACHED TO THE BACK COVER OF THIS PROSPECTUS.

INVESTMENT OPTIONS

Please note that you may not allocate Purchase Payments to the AST Investment Grade Bond Portfolio or the target date bond portfolios (e.g., AST Bond Portfolio 2025)

Advanced Series Trust

AST Academic Strategies Asset Allocation

AST Advanced Strategies

AST AQR Emerging Markets Equity

AST AQR Large-Cap

AST Balanced Asset Allocation

AST BlackRock Global Strategies

AST BlackRock iShares ETF

AST Bond Portfolio 2015

AST Bond Portfolio 2016

AST Bond Portfolio 2017

AST Bond Portfolio 2018

AST Bond Portfolio 2019

AST Bond Portfolio 2020

AST Bond Portfolio 2021

AST Bond Portfolio 2022

AST Bond Portfolio 2023

AST Bond Portfolio 2024

AST Bond Portfolio 2025

AST Capital Growth Asset Allocation

AST ClearBridge Dividend Growth

AST Cohen & Steers Realty

AST Defensive Asset Allocation

AST Federated Aggressive Growth

AST FI Pyramis® Asset Allocation

AST FI Pyramis® Quantitative Portfolio

*AST Franklin Templeton Founding Funds Allocation

AST Franklin Templeton Founding Funds Plus

AST Global Real Estate

AST Goldman Sachs Large-Cap Value

AST Goldman Sachs Mid-Cap Growth

AST Goldman Sachs Multi-Asset

AST Goldman Sachs Small-Cap Value

AST Herndon Large-Cap Value Portfolio

AST High Yield

AST International Growth

AST International Value

AST Investment Grade Bond

AST J.P. Morgan Global Thematic

AST J.P. Morgan International Equity

AST J.P. Morgan Strategic Opportunities

AST Large-Cap Value

AST Loomis Sayles Large-Cap Growth Portfolio

AST Lord Abbett Core Fixed Income

AST MFS Global Equity

AST MFS Growth

AST MFS Large-Cap Value

AST Mid-Cap Value

AST Money Market

AST Neuberger Berman Core Bond

AST Neuberger Berman Mid-Cap Growth

AST Neuberger Berman/LSV Mid-Cap Value

AST New Discovery Asset Allocation

AST Parametric Emerging Markets Equity

AST PIMCO Limited Maturity Bond

AST PIMCO Total Return Bond

AST Preservation Asset Allocation

AST Prudential Core Bond

AST Prudential Growth Allocation

AST QMA Emerging Markets Equity

AST QMA Large-Cap

AST QMA US Equity Alpha

AST Quantitative Modeling

AST RCM World Trends

AST Schroders Global Tactical

AST Schroders Multi-Asset World Strategies

AST Small-Cap Growth

AST Small-Cap Value

AST T. Rowe Price Asset Allocation

AST T. Rowe Price Equity Income

AST T. Rowe Price Large-Cap Growth

AST T. Rowe Price Natural Resources

AST Templeton Global Bond

AST Wellington Management Hedged Equity

AST Western Asset Core Plus Bond

AST Western Asset Emerging Markets Debt

Aim Variable Insurance Funds

(Invesco Variable Insurance Funds)

Invesco V.I. Diversified Dividend Fund — Series I shares

Invesco V.I. Global Health Care Fund — Series I shares

Invesco V.I. Technology Fund — Series I shares

Invesco V.I. Mid Cap Growth Fund — Series I shares

Nationwide Variable Insurance Trust

NVIT Developing Markets Fund

Wells Fargo Variable Trust

Wells Fargo Advantage VT International Equity — Class 1

Wells Fargo Advantage VT Intrinsic Value — Class 2

Wells Fargo Advantage VT Omega Growth — Class 1

Wells Fargo Advantage VT Small Cap Growth — Class 1

*No longer offered for new investment. See description regarding the Portfolio in “Investment Options.”

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GLOSSARY OF TERMS

Many terms used within this Prospectus are described within the text where they appear. The description of those terms are not repeated in this Glossary of Terms.

Account Value: The value of each allocation to a Sub-account (also referred to as a “variable investment option”) or a Fixed Allocation prior to the Annuity Date, increased by any earnings, and/or less any losses, distributions and charges. The Account Value is calculated before we assess any applicable Contingent Deferred Sales Charge (“CDSC” or “surrender charge”) and/or, other than on an annuity anniversary, any fee that is deducted from the Annuity annually in arrears. The Account Value is determined separately for each Sub-account and for each Fixed Allocation, and then totaled to determine the Account Value for your entire Annuity. The Account Value of each Fixed Allocation on other than its Maturity Date may be calculated using a market value adjustment. The Account Value includes any Credits we applied to your Purchase Payments that we are entitled to take back under certain circumstances. With respect to Annuities with a Highest Daily Lifetime Five Income Benefit election, Account Value includes the value of any allocation to the Benefit Fixed Rate Account.

Adjusted Purchase Payments: As used in the discussion of certain optional benefits in this prospectus and elsewhere, Adjusted Purchase Payments are purchase payments, increased by any Credits applied to your Account Value in relation to such Purchase Payments, and decreased by any charges deducted from such Purchase Payments.

Annual Income Amount: This is the annual amount of income you are eligible for life under the optional benefits.

Annuitization: The application of Account Value to one of the available annuity options for the Owner to begin receiving periodic payments for life (or joint lives), for a guaranteed minimum number of payments or for life with a guaranteed minimum number of payments.

Annuity Date: The date you choose for annuity payments to commence. Unless we agree otherwise, the Annuity Date must be no later than the first day of the calendar month coinciding with or next following the later of: (a) the oldest Owner’s or Annuitant’s 95th birthday, whichever occurs first, and (b) the fifth anniversary of the Issue Date.

Annuity Year: A 12-month period commencing on the Issue Date of the Annuity and each successive 12-month period thereafter.

Benefit Fixed Rate Account: A fixed investment option offered as part of this Annuity that is used only if you have elected the optional Highest Daily Lifetime Five Income Benefit. Amounts allocated to the Benefit Fixed Rate Account earn a fixed rate of interest, and are held within our general account. You may not allocate Purchase Payments to the Benefit Fixed Rate Account. Rather, Account Value is transferred to the Benefit Fixed Rate Account only under the pre-determined mathematical formula of the Highest Daily Lifetime Five Income Benefit.

Code: The Internal Revenue Code of 1986, as amended from time to time.

Combination 5% Roll-Up and HAV Death Benefit: We offer an optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing the greater of the Highest Anniversary Value Death Benefit and a 5% annual increase on Purchase Payments adjusted for withdrawals.

Contingent Deferred Sales Charge (CDSC): This is a sales charge that may be deducted when you make a full or partial withdrawal under your Annuity. We refer to this as a “contingent” charge because it is imposed only if you make a withdrawal. The charge is a percentage of each applicable Purchase Payment that is being withdrawn. The period during which a particular percentage applies is measured from the Issue Date of the Annuity. See “Summary of Contract Fees and Charges” for details on the CDSC.

DCA Fixed Rate Option: An investment option that offers a fixed rate of interest for a specified period during the accumulation period. The DCA Fixed Rate Option is used only with our 6 or 12 Month Dollar Cost Averaging Program (“6 or 12 Month DCA Program”), under which the Purchase Payments that you have allocated to that DCA Fixed Rate Option are transferred to the designated Sub-accounts over a 6 month or 12 month period. Withdrawals or transfers from the DCA Fixed Rate Option are not subject to any Market Value Adjustment. We no longer offer our 6 or 12 Month DCA Program.

Enhanced Beneficiary Protection Death Benefit: We offer an Optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing amounts in addition to the basic Death Benefit that can be used to offset federal and state taxes payable on any taxable gains in your Annuity at the time of your death.

Excess Income: All or a portion of a Lifetime Withdrawal that exceeds the Annual Income Amount for that benefit year is considered excess income (“Excess Income”). Each withdrawal of Excess Income proportionally reduces the Annual Income Amount for future benefit years.

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Fixed Allocation: An investment option that offers a fixed rate of interest for a specified Guarantee Period during the accumulation period. Certain Fixed Allocations are subject to a market value adjustment if you withdraw Account Value prior to the Fixed Allocation’s maturity (MVA Fixed Allocation). We also offer DCA Fixed Rate Options that are used with our 6 or 12 Month Dollar Cost Averaging Program (“6 or 12 Month DCA Program”), and are not subject to any market value adjustment. You may participate in a dollar cost averaging program outside of the 6 or 12 Month DCA Program, where the source of funds to be transferred is a fixed allocation. We no longer offer our 6 or 12 Month DCA Program.

Free Look: Under state insurance laws, you have the right, during a limited period of time, to examine your Annuity and decide if you want to keep it or cancel it. This right is referred to as your “free look” right. The length of this time period depends on the law of your state, and may vary depending on whether your purchase is a replacement or not.

Good Order: An instruction received by us, utilizing such forms, signatures, and dating as we require, which is sufficiently complete and clear that we do not need to exercise any discretion to follow such instructions. In your Annuity contract, we use the term “In Writing” to refer to this general requirement.

Guarantee Period: A period of time during the accumulation period where we credit a fixed rate of interest on a Fixed Allocation.

Guaranteed Minimum Income Benefit (GMIB): An optional benefit that, for an additional cost, after a seven-year waiting period, guarantees your ability to begin receiving income from your Annuity in the form of annuity payments based on your total Purchase Payments and an annual increase of 5% on such Purchase Payments adjusted for withdrawals (called the “Protected Income Value”), regardless of the impact of market performance on your Account Value. We no longer offer GMIB.

Guaranteed Minimum Withdrawal Benefit (GMWB): An optional benefit that, for an additional cost, guarantees your ability to withdraw amounts over time equal to an initial principal value, regardless of the impact of market performance on your Account Value. We no longer offer GMWB.

Guaranteed Return Option Plus 2008SM (GRO Plus 2008)/Highest Daily Guaranteed Return Option (HD GRO)SM/Guaranteed Return OptionSM Plus II (GRO Plus II)SM/Highest DailySM Guaranteed Return OptionSM II (HD GRO II). Each of GRO Plus 2008, Highest Daily GRO, GRO Plus II, and HD GRO II is a separate optional benefit that, for an additional cost, guarantees a minimum Account Value at one or more future dates and that requires your participation in a program that may transfer your Account Value according to a predetermined mathematical formula. Each benefit has different features, so please consult the pertinent benefit description in the section of the prospectus entitled “Living Benefits”. Certain of these benefits are no longer available for election.

Highest Anniversary Value Death Benefit (“HAV”): An optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing a death benefit equal to the greater of the basic Death Benefit and the Highest Anniversary Value, less proportional withdrawals.

Highest Daily Lifetime FiveSM Income Benefit: An optional benefit that, for an additional cost, guarantees your ability to withdraw an annual amount equal to a percentage of a guaranteed benefit base called the Total Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. We no longer offer Highest Daily Lifetime Five.

Highest Daily Lifetime SevenSM Income Benefit: An optional benefit that is available for an additional charge. The benefit guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. Highest Daily Lifetime Seven is the same class of optional benefit as our Highest Daily Lifetime Five Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and how the lifetime withdrawals are calculated. We no longer offer Highest Daily Lifetime Seven.

Highest Daily Lifetime 7 PlusSM Income Benefit: An optional benefit that is available for an additional charge. The benefit guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. Highest Daily Lifetime 7 Plus is the same class of optional benefit as our Highest Daily Lifetime Seven Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and how the lifetime withdrawals are calculated. We no longer offer Highest Daily Lifetime 7 Plus.

Highest Daily Lifetime 6 Plus Income Benefit: An optional benefit that is available for an additional charge. The benefit guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. Highest Daily Lifetime 6 Plus is the same class of optional benefit as our Highest Daily Lifetime 7 Plus Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and how the lifetime withdrawals are calculated.

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Highest Daily Value Death Benefit (“HDV”): An optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing a death benefit equal to the greater of the basic Death Benefit and the Highest Daily Value, less proportional withdrawals. We no longer offer HDV.

Interim Value: The value of the MVA Fixed Allocation on any date other than the Maturity Date. The Interim Value is equal to the initial value allocated to the MVA Fixed Allocation plus all interest credited to the Fixed Allocation as of the date calculated, less any transfers or withdrawals from the MVA Fixed Allocation.

Issue Date: The effective date of your Annuity.

Key Life: Under the Beneficiary Continuation Option, the person whose life expectancy is used to determine payments.

Lifetime FiveSM Income Benefit: An optional benefit that, for an additional cost, guarantees your ability to withdraw an annual amount equal to a percentage of an initial principal value called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. We no longer offer Lifetime Five.

MVA: A market value adjustment used in the determination of Account Value of a MVA Fixed Allocation on any day more than 30 days prior to the Maturity Date of such MVA Fixed Allocation. In addition to MVA Fixed Allocations that are subject to an MVA, Book Value Fixed Allocations may be used with our enhanced dollar cost averaging program, and are not subject to any MVA.

Owner: With an Annuity issued as an individual annuity contract, the Owner is either an eligible entity or person named as having ownership rights in relation to the Annuity. With an Annuity issued as a certificate under a group annuity contract, the “Owner” refers to the person or entity who has the rights and benefits designated as to the “Participant” in the certificate.

Service Office: The place to which all requests and payments regarding an Annuity are to be sent. We may change the address of the Service Office at any time. Please see the section of this prospectus entitled “How to Contact Us” for the Service Office address.

Spousal Highest Daily Lifetime SevenSM Income Benefit: An optional benefit that, for an additional charge, guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. The benefit is the spousal version of the Highest Daily Lifetime Seven Income Benefit and is the same class of optional benefit as our Highest Daily Lifetime Five Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value are calculated and to how the lifetime withdrawals are calculated. Starting in 2009, we began offering Spousal Highest Daily Lifetime 7 Plus in lieu of Spousal Highest Daily Lifetime Seven wherever we have received the required State and selling firm approvals. We no longer offer Spousal Highest Daily Lifetime Seven.

Spousal Highest Daily Lifetime 7 PlusSM Income Benefit: An optional benefit that, for an additional charge, guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. The benefit is the spousal version of the Highest Daily Lifetime 7 Plus Income Benefit and is the same class of optional benefit as our Spousal Highest Daily Lifetime Seven Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Values are calculated and to how the lifetime withdrawals are calculated. Starting in 2009, we began offering Spousal Highest Daily Lifetime 7 Plus in lieu of Spousal Highest Daily Lifetime Seven wherever we have received the required State and selling firm approvals. We no longer offer Spousal Highest Daily Lifetime 7 Plus.

Spousal Highest Daily Lifetime 6 Plus Income Benefit: An optional benefit that, for an additional charge, guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. The benefit is the spousal version of the Highest Daily Lifetime 6 Plus Income Benefit and is the same class of optional benefit as our Spousal Highest Daily Lifetime 7 Plus Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and to how the lifetime withdrawals are calculated.

Spousal Lifetime FiveSM Income Benefit: An optional benefit that, for an additional cost, guarantees until the later death of two Designated Lives (as defined in this Prospectus) the ability to withdraw an annual amount equal to a percentage of guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. We no longer offer Spousal Lifetime Five.

Sub-Account: We issue your Annuity through our separate account. See “What is the Separate Account?” under the General Information section. The separate account invests in underlying mutual fund portfolios. From an accounting perspective, we divide the separate account into a number of sections, each of which corresponds to a particular underlying mutual fund portfolio. We refer to each such section of our separate account as a “Sub-account”.

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Surrender Value: The value of your Annuity available upon surrender prior to the Annuity Date. It equals the Account Value as of the date we price the surrender minus any applicable CDSC, Annual Maintenance Fee, Tax Charge and the charge for any optional benefits and any additional amounts we applied to your Purchase Payments that we may be entitled to recover under certain circumstances. The surrender value may be calculated using a MVA with respect to amounts in any Fixed Allocation.

Unit: A measure used to calculate your Account Value in a Sub-account during the accumulation period.

Valuation Day: Every day the New York Stock Exchange is open for trading or any other day the Securities and Exchange Commission requires mutual funds or unit investment trusts to be valued.

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SUMMARY OF CONTRACT FEES AND CHARGES

Below is a summary of the fees and charges for the Annuities. Some fees and charges are assessed against each Annuity while others are assessed against assets allocated to the Sub-accounts. The fees and charges that are assessed against an Annuity include any applicable Contingent Deferred Sales Charge, Transfer Fee, Tax Charge and Annual Maintenance Fee. The charges that are assessed against the Sub-accounts are the Mortality and Expense Risk charge, the charge for Administration of the Annuity, and the charge for certain optional benefits you elect. Certain optional benefits deduct a charge from each Annuity based on a percentage of a “protected value.” Each underlying mutual fund portfolio assesses a fee for investment management, other expenses and, with some mutual funds, a 12b-1 fee. The prospectus for each underlying mutual fund provides more detailed information about the expenses for the underlying mutual funds.

The following tables provide a summary of the fees and charges you will pay if you surrender your Annuity or transfer Account Value among investment options. These fees and charges are described in more detail within this Prospectus.

TRANSACTION FEES AND CHARGES

CONTINGENT DEFERRED SALES CHARGES (CDSC) FOR THE ANNUITY 1

Yr. 1	Yr. 2	Yr. 3	Yr. 4	Yr. 5	Yr. 6	Yr. 7	Yr. 8	Yr. 9	Yr. 10	Yr. 11+
9.0%	9.0%	8.0%	7.0%	6.0%	5.0%	4.0%	3.0%	2.0%	1.0%	0.0%

1	The Contingent Deferred Sales Charges are assessed upon surrender or withdrawal. The charge is a percentage of each applicable Purchase Payment deducted upon surrender or withdrawal. The period during which a particular percentage applies is measured from the Issue Date of the Annuity. Purchase Payments are withdrawn on a “first-in, first-out” basis.

OTHER TRANSACTION FEES AND CHARGES (assessed against the Annuity)
FEE/CHARGE	XT8
Transfer Fee [1]
Maximum	$15.00
Current	$10.00
Tax Charge (current) [2]	0% to 3.5%

1	Currently, we deduct the fee after the 20th transfer each Annuity Year. We guarantee that the number of charge free transfers per Annuity Year will never be less than 8.
2	In some states a tax is payable, either when Purchase Payments are received, upon surrender or when the Account Value is applied under an annuity option. The tax charge is assessed as a percentage of Purchase Payments, Surrender Value, or Account Value, as applicable. We reserve the right to deduct the charge either at the time the tax is imposed, upon a full surrender of the Annuity, or upon annuitization. See the subsection “Tax Charge” under “Fees and Charges” in this Prospectus.

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The following table provides a summary of the periodic fees and charges you will pay while you own your Annuity, excluding the underlying mutual fund Portfolio annual expenses. These fees and charges are described in more detail within this Prospectus.

PERIODIC FEES AND CHARGES
FEE/CHARGE	XT8
Annual Maintenance Fee [1]	Lesser of $35 or 2% of Account Value

Beneficiary Continuation Option Only	Lesser of $30 or 2% of Account Value

ANNUAL FEES/CHARGES OF THE SUB-ACCOUNTS [2] (assessed as a percentage of the daily net assets of the Sub-accounts)
FEE/CHARGE
Mortality & Expense Risk Charge [3]	1.60%
Administration Charge [3]	0.15%
Settlement Service Charge [4] Qualified: Non-qualified:	1.40% 1.00%
Total Annual Charges of the Sub-accounts (excluding settlement service charge)	1.75%

1	Assessed annually on the Annuity’s anniversary date or upon surrender. For beneficiaries who elect the non-qualified Beneficiary Continuation Option, the fee is only applicable if Account Value is less than $25,000 at the time the fee is assessed.
2	These charges are deducted daily and apply to the Sub-accounts only.
3	The combination of the Mortality and Expense Risk Charge and Administration Charge is referred to as the “Insurance Charge” elsewhere in this Prospectus.
4	The Mortality & Expense Risk Charge and the Administration Charge do not apply if you are a beneficiary under the Beneficiary Continuation Option. The Settlement Service Charge applies only if your beneficiary elects the Beneficiary Continuation Option.

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The following table sets forth the charge for each optional benefit under the Annuity. The fees for these optional benefits would be in addition to the periodic fees and transaction fees set forth in the tables above. The first column shows the charge for each optional benefit on a maximum and current basis. Then, we show the total expenses you would pay for an Annuity if you purchased the relevant optional benefit. More specifically, we show the total charge for the optional benefit plus the Total Annualized Insurance Fees/Charges applicable to the Annuity. Where the charges cannot actually be totaled (because they are assessed against different base values), we show both individual charges. We reserve the right to increase the charge to the maximum charge indicated, upon any step-up or reset under the benefit, or new election of the benefit. The Total Charge column depicts the sum of the 1.75% Insurance Charge and the charge for the particular optional benefit.

YOUR OPTIONAL BENEFIT FEES AND CHARGES
OPTIONAL BENEFIT	OPTIONAL BENEFIT FEE/CHARGE	TOTAL ANNUAL CHARGE [2] for XT8
GRO PLUS II
Current and Maximum Charge [4] (assessed against Sub-account net assets)	0.60%	2.35%
HIGHEST DAILY GRO II
Current and Maximum Charge [4] (assessed against Sub-account net assets)	0.60%	2.35%
HIGHEST DAILY LIFETIME 6 PLUS (HD 6 PLUS)

Maximum Charge [3] (assessed against greater of Account Value and PWV)	1.50%	1.75% + 1.50%
Current Charge (assessed against greater of Account Value and PWV)	0.85%	1.75% + 0.85%
HIGHEST DAILY LIFETIME 6 PLUS WITH LIFETIME INCOME ACCELERATOR (LIA)

Maximum Charge [3] (assessed against greater of Account Value and PWV)	2.00%	1.75% + 2.00%
Current Charge (assessed against greater of Account Value and PWV)	1.20%	1.75% + 1.20%
SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS

Maximum Charge [3] (assessed against greater of Account Value and PWV)	1.50%	1.75% + 1.50%
Current Charge (assessed against greater of Account Value and PWV)	0.95%	1.75% + 0.95%
GUARANTEED RETURN OPTION PLUS 2008 (GRO Plus 2008)

Maximum Charge [3] (assessed against Sub-account net assets)	0.75%	2.50%
Current Charge (if elected on or after May 1, 2009) (assessed against Sub-account net assets)	0.60%	2.35%
HIGHEST DAILY GUARANTEED RETURN OPTION (HD GRO)

Maximum Charge [3] (assessed against Sub-account net assets)	0.75%	2.50%
Current Charge (if elected on or after May 1, 2009) (assessed against Sub-account net assets)	0.60%	2.35%
GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB)

Maximum Charge [3] (assessed against Sub-account net assets)	1.00%	2.75%
Current Charge (assessed against Sub-account net assets)	0.35%	2.10%

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YOUR OPTIONAL BENEFIT FEES AND CHARGES
OPTIONAL BENEFIT	OPTIONAL BENEFIT FEE/CHARGE	TOTAL ANNUAL CHARGE [2] for XT8
GUARANTEED MINIMUM INCOME BENEFIT (GMIB)

Maximum Charge [3] (assessed against PIV)	1.00%	1.75% + 1.00%
Current Charge (assessed against PIV)	0.50%	1.75% + 0.50%
LIFETIME FIVE INCOME BENEFIT

Maximum Charge [3] (assessed against Sub-account net assets)	1.50%	3.25%
Current Charge (assessed against Sub-account net assets)	0.60%	2.35%
SPOUSAL LIFETIME FIVE INCOME BENEFIT

Maximum Charge [3] (assessed against Sub-account net assets)	1.50%	3.25%
Current Charge (assessed against Sub-account net assets)	0.75%	2.50%
HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT

Maximum Charge [3] (assessed against Sub-account net assets)	1.50%	3.25%
Current Charge (assessed against Sub-account net assets)	0.60%	2.35%
HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT

Maximum Charge [3] (assessed against PWV)	1.50%	1.75% + 1.50%
Current Charge (assessed against PWV)	0.60%	1.75% + 0.60%
HIGHEST DAILY LIFETIME SEVEN W/BENEFICIARY INCOME OPTION

Maximum Charge [3] (assessed against PWV)	2.00%	1.75% + 2.00%
Current Charge (assessed against PWV)	0.95%	1.75% + 0.95%
HIGHEST DAILY LIFETIME SEVEN W/LIFETIME INCOME ACCELERATOR

Maximum Charge [3] (assessed against the PWV)	2.00%	1.75% + 2.00%
Current Charge (assessed against the PWV)	0.95%	1.75% + 0.95%
SPOUSAL HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT

Maximum Charge [3]	1.50%	1.75% + 1.50%
Current Charge	0.75%	1.75% + 0.75%

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YOUR OPTIONAL BENEFIT FEES AND CHARGES
OPTIONAL BENEFIT	OPTIONAL BENEFIT FEE/CHARGE	TOTAL ANNUAL CHARGE [2] for XT8
SPOUSAL HIGHEST DAILY LIFETIME SEVEN W/BENEFICIARY INCOME OPTION

Maximum Charge [3] (assessed against the PWV)	2.00%	1.75% + 2.00%
Current Charge (assessed against the PWV)	0.95%	1.75% + 0.95%
HIGHEST DAILY LIFETIME 7 PLUS

Maximum Charge [3] (assessed against the greater of Account Value and PWV)	1.50%	1.75% + 1.50%
Current Charge (assessed against the greater of Account Value and PWV)	0.75%	1.75% + 0.75%
HIGHEST DAILY LIFETIME 7 PLUS WITH BENEFICIARY INCOME OPTION

Maximum Charge [3] (assessed against the greater of Account Value and PWV)	2.00%	1.75% + 2.00%
Current Charge (assessed against the greater of Account Value and PWV)	1.10%	1.75% + 1.10%
HIGHEST DAILY LIFETIME 7 PLUS WITH LIFETIME INCOME ACCELERATOR

Maximum Charge [3] (assessed against the greater of Account Value and PWV)	2.00%	1.75% + 2.00%
Current Charge (assessed against the greater of Account Value and PWV)	1.10%	1.75% + 1.10%
SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS

Maximum Charge [3] (assessed against the greater of Account Value and PWV)	1.50%	1.75% + 1.50%
Current Charge (assessed against the greater of Account Value and PWV)	0.90%	1.75% + 0.90%
SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS WITH BENEFICIARY INCOME OPTION

Maximum Charge [3] (assessed against the greater of Account Value and PWV)	2.00%	1.75% + 2.00%
Current Charge (assessed against the greater of Account Value and PWV)	1.10%	1.75% + 1.10%
ENHANCED BENEFICIARY PROTECTION DEATH BENEFIT
Current and Maximum Charge [4] (assessed against Sub-account net assets)	0.25%	2.00%
HIGHEST ANNIVERSARY VALUE DEATH BENEFIT (“HAV”)
Current and Maximum Charge [4] (assessed against Sub-account net assets)	0.25%	2.00%
COMBINATION 5% ROLL-UP AND HAV DEATH BENEFIT
Current and Maximum Charge [4] (assessed against Sub-account net assets)	0.50%	2.25%

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YOUR OPTIONAL BENEFIT FEES AND CHARGES
OPTIONAL BENEFIT	OPTIONAL BENEFIT FEE/CHARGE	TOTAL ANNUAL CHARGE [2] for XT8
HIGHEST DAILY VALUE DEATH BENEFIT (“HDV”)
Current and Maximum Charge [4] (assessed against Sub-account net assets)	0.50%	2.25%
Please refer to the section of this Prospectus that describes each optional benefit for a complete description of the benefit, including any restrictions or limitations that may apply.

How Charge is Determined

1	GRO Plus II. Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. The current charge is 0.60% and is in addition to 1.75% annual charge.

Highest Daily GRO II. Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. The current charge is 0.60% and is in addition to 1.75% annual charge.

Highest Daily Lifetime 6 Plus. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. Under certain circumstances, we may not deduct the charge or may only deduct a portion of the charge (see the description of the benefit for details). The current charge is equal to 0.85% and is in addition to 1.75% annual charge.

Highest Daily Lifetime 6 Plus with LIA. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. Under certain circumstances, we may not deduct the charge or may only deduct a portion of the charge (see the description of the benefit for details). The current charge is 1.20% and is in addition to 1.75% annual charge.

Spousal Highest Daily Lifetime 6 Plus. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. Under certain circumstances, we may not deduct the charge or may only deduct a portion of the charge (see the description of the benefit for details). The current charge is 0.95% and is in addition to 1.75% annual charge.

GRO PLUS 2008: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. The total annual current charge is 2.10% (for elections prior to May 1, 2009) or 2.35%, (for elections on or after May 1, 2009). This benefit is no longer available for new elections.

Highest Daily GRO: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. The total annual current charge is 2.10% (for elections prior to May 1, 2009) or 2.35%, (for elections on or after May 1, 2009). This benefit is no longer available for new elections.

Guaranteed Minimum Withdrawal Benefit: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. The total annual current charge is 2.10%. This benefit is no longer available for new elections.

Guaranteed Minimum Income Benefit: Charge for this benefit is assessed against the GMIB Protected Income Value (“PIV”). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the Fixed Allocations. The current charge is 0.50% of PIV for GMIB and is in addition to 1.75% annual charge. This benefit is no longer available for new elections.

Lifetime Five Income Benefit: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. The total annual current charge is 2.35%. This benefit is no longer available for new elections.

Spousal Lifetime Five Income Benefit: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. The total annual current charge is 2.50%. This benefit is no longer available for new elections.

Highest Daily Lifetime Five Income Benefit: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. The total annual current charge is 2.35%. This benefit is no longer available for new elections.

Highest Daily Lifetime Seven: Charge for this benefit is assessed against the Protected Withdrawal Value (“PWV”). PWV is described in the Living Benefits section of this Prospectus. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. The current charge is 0.60% and is in addition to 1.75% annual charge. This benefit is no longer available for new elections.

Highest Daily Lifetime Seven With Beneficiary Income Option. Charge for this benefit is assessed against the Protected Withdrawal Value (“PWV”). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. The current charge is 0.95% and is in addition to 1.75% annual charge. This benefit is no longer available for new elections.

Highest Daily Lifetime Seven With Lifetime Income Accelerator. Charge for this benefit is assessed against the Protected Withdrawal Value (“PWV”). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. The current charge is 0.95% in addition to 1.75% annual charge.

Spousal Highest Daily Lifetime Seven Income Benefit: Charge for this benefit is assessed against the Protected Withdrawal Value (“PWV”). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. The current charge is 0.75% and is in addition to 1.75% annual charge. This benefit is no longer available for new elections.

Spousal Highest Daily Lifetime Seven With Beneficiary Income Option. Charge for this benefit is assessed against the Protected Withdrawal Value (“PWV”). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. The current charge is 0.95% and is in addition to 1.75% annual charge. This benefit is no longer available for new elections.

Highest Daily Lifetime 7 Plus. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. 0.75% is in addition to 1.75% annual charge of amounts invested in the Sub-accounts. This benefit is no longer available for new elections.

Highest Daily Lifetime 7 Plus with Beneficiary Income Option. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. 1.10% is in addition to 1.75% annual charge of amounts invested in the Sub-accounts. This benefit is no longer available for new elections.

Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. 1.10% is in addition to 1.75% annual charge of amounts invested in the Sub-accounts. This benefit is no longer available for new elections.

Spousal Highest Daily Lifetime 7 Plus. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. 0.90% is in addition to 1.75% annual charge of amounts invested in the Sub-accounts. This benefit is no longer available for new elections.

Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. 1.10% is in addition to 1.75% annual charge of amounts invested in the Sub-accounts. This benefit is no longer available for new elections.

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Enhanced Beneficiary Protection Death Benefit: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. The total annual charge is 2.00%. This benefit is no longer available for new elections.

Highest Anniversary Value Death Benefit: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. The total annual charge is 2.00%. This benefit is no longer available for new elections.

Combination 5% roll-up and HAV Death Benefit: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. The total annual charge is 2.25%. This benefit is no longer available for new elections.

Highest Daily Value Death Benefit: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. The total annual charge is 2.25%. This benefit is no longer available for new elections.

2	The Total Annual Charge includes the Insurance Charge assessed against the average daily net assets allocated to the Sub-accounts. If you elect more than one optional benefit, the Total Annual Charge would be increased to include the charge for each optional benefit. With respect to GMIB, the 0.50% charge is assessed against the GMIB Protected Income Value. With respect to each of Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus and Spousal Highest Daily Lifetime 6 Plus the charge is assessed against the Protected Withdrawal Value (greater of PWV and Account Value, for the “Plus” benefits). With respect to each of Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus and Spousal Highest Daily Lifetime 6 Plus one-fourth of the annual charge is deducted quarterly. These optional benefits are not available under the Beneficiary Continuation Option.
3	We reserve the right to increase the charge to the maximum charge indicated, upon any step-up or reset under the benefit, or new election of the benefit.
4	Our reference in the fee table to “current and maximum” charge does not connote that we have the authority to increase the charge for Annuities that already have been issued. Rather, the reference indicates that there is no maximum charge to which the current charge could be increased for existing Annuities. However, our State filings may have included a provision allowing us to impose an increased charge for newly-issued Annuities.

The following table provides the range (minimum and maximum) of the total annual expenses for the underlying mutual funds (“Portfolios”) as of December 31, 2013 before any contractual waivers and expense reimbursements. Each figure is stated as a percentage of the underlying Portfolio’s average daily net assets.

TOTAL ANNUAL PORTFOLIO OPERATING EXPENSES
	MINIMUM	MAXIMUM
Total Portfolio Operating Expense	0.59%	1.67%

The following are the total annual expenses for each underlying mutual fund (“Portfolio”) as of December 31, 2013, except as noted and except if the underlying portfolio’s inception date is subsequent to December 31, 2013. The “Total Annual Portfolio Operating Expenses” reflect the combination of the underlying Portfolio’s investment management fee, other expenses, any 12b-1 fees, and certain other expenses. Each figure is stated as a percentage of the underlying Portfolio’s average daily net assets. For certain of the Portfolios, a portion of the management fee has been contractually waived and/or other expenses have been contractually partially reimbursed, which is shown in the table. The following expenses are deducted by the underlying Portfolio before it provides Prudential Annuities with the daily net asset value. The underlying Portfolio information was provided by the underlying mutual funds and has not been independently verified by us. See the prospectuses or statements of additional information of the underlying Portfolios for further details. The current prospectus and statement of additional information for the underlying Portfolios can be obtained by calling 1-888-PRU-2888.

UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES (as a percentage of the average net assets of the underlying Portfolios)
	For the year ended December 31, 2013
UNDERLYING PORTFOLIO	Management Fees	Other Expenses	Distribution and/or Service Fees (12b-1 fees)	Dividend Expense on Short Sales	Broker Fees and Expenses on Short Sales	Acquired Portfolio Fees & Expenses	Total Annual Portfolio Operating Expenses	Contractual Fee Waiver or Expense Reimbursement	Net Annual Portfolio Operating Expenses
Advanced Series Trust
AST Academic Strategies Asset Allocation Portfolio	0.70%	0.03%	0.04%	0.07%	0.02%	0.64%	1.50%	0.00%	1.50%
AST Advanced Strategies Portfolio [1]	0.80%	0.03%	0.10%	0.00%	0.00%	0.05%	0.98%	-0.01%	0.97%
AST AQR Emerging Markets Equity Portfolio	1.09%	0.21%	0.10%	0.00%	0.00%	0.00%	1.40%	0.00%	1.40%
AST AQR Large-Cap Portfolio [2]	0.72%	0.01%	0.10%	0.00%	0.00%	0.00%	0.83%	-0.17%	0.66%
AST Balanced Asset Allocation Portfolio	0.15%	0.01%	0.00%	0.00%	0.00%	0.81%	0.97%	0.00%	0.97%
AST Blackrock Global Strategies Portfolio	0.97%	0.03%	0.10%	0.00%	0.00%	0.02%	1.12%	0.00%	1.12%
AST Blackrock iShares ETF Portfolio [3]	0.89%	0.26%	0.10%	0.00%	0.00%	0.18%	1.43%	-0.41%	1.02%
AST Bond Portfolio 2015 [4]	0.63%	0.27%	0.10%	0.00%	0.00%	0.00%	1.00%	-0.01%	0.99%
AST Bond Portfolio 2016 [5]	0.63%	0.49%	0.10%	0.00%	0.00%	0.00%	1.22%	-0.23%	0.99%
AST Bond Portfolio 2017	0.63%	0.07%	0.10%	0.00%	0.00%	0.00%	0.80%	0.00%	0.80%

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UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES (as a percentage of the average net assets of the underlying Portfolios)
	For the year ended December 31, 2013
UNDERLYING PORTFOLIO	Management Fees	Other Expenses	Distribution and/or Service Fees (12b-1 fees)	Dividend Expense on Short Sales	Broker Fees and Expenses on Short Sales	Acquired Portfolio Fees & Expenses	Total Annual Portfolio Operating Expenses	Contractual Fee Waiver or Expense Reimbursement	Net Annual Portfolio Operating Expenses
AST Bond Portfolio 2018	0.63%	0.05%	0.10%	0.00%	0.00%	0.00%	0.78%	0.00%	0.78%
AST Bond Portfolio 2019	0.63%	0.11%	0.10%	0.00%	0.00%	0.00%	0.84%	0.00%	0.84%
AST Bond Portfolio 2020	0.63%	0.12%	0.10%	0.00%	0.00%	0.00%	0.85%	0.00%	0.85%
AST Bond Portfolio 2021	0.63%	0.09%	0.10%	0.00%	0.00%	0.00%	0.82%	0.00%	0.82%
AST Bond Portfolio 2022	0.63%	0.08%	0.10%	0.00%	0.00%	0.00%	0.81%	0.00%	0.81%
AST Bond Portfolio 2023 [6]	0.63%	0.05%	0.10%	0.00%	0.00%	0.00%	0.78%	-0.01%	0.77%
AST Bond Portfolio 2024	0.63%	0.09%	0.10%	0.00%	0.00%	0.00%	0.82%	0.00%	0.82%
AST Bond Portfolio 2025	0.63%	0.05%	0.10%	0.00%	0.00%	0.00%	0.78%	0.00%	0.78%
AST Capital Growth Asset Allocation Portfolio	0.15%	0.01%	0.00%	0.00%	0.00%	0.84%	1.00%	0.00%	1.00%
AST ClearBridge Dividend Growth Portfolio [7]	0.82%	0.02%	0.10%	0.00%	0.00%	0.00%	0.94%	-0.11%	0.83%
AST Cohen & Steers Realty Portfolio	0.98%	0.03%	0.10%	0.00%	0.00%	0.00%	1.11%	0.00%	1.11%
AST Defensive Asset Allocation Portfolio	0.15%	0.22%	0.00%	0.00%	0.00%	0.75%	1.12%	0.00%	1.12%
AST Federated Aggressive Growth Portfolio	0.93%	0.05%	0.10%	0.00%	0.00%	0.00%	1.08%	0.00%	1.08%
AST FI Pyramis® Asset Allocation Portfolio [8]	0.82%	0.05%	0.10%	0.00%	0.00%	0.00%	0.97%	-0.02%	0.95%
AST FI Pyramis® Quantitative Portfolio [9]	0.81%	0.02%	0.10%	0.00%	0.00%	0.00%	0.93%	-0.09%	0.84%
AST Franklin Templeton Founding Funds Allocation Portfolio	0.91%	0.02%	0.10%	0.00%	0.00%	0.00%	1.03%	0.00%	1.03%
AST Franklin Templeton Founding Funds Plus Portfolio	0.02%	0.07%	0.00%	0.00%	0.00%	1.01%	1.10%	0.00%	1.10%
AST Global Real Estate Portfolio	0.99%	0.05%	0.10%	0.00%	0.00%	0.00%	1.14%	0.00%	1.14%
AST Goldman Sachs Large-Cap Value Portfolio [10]	0.72%	0.02%	0.10%	0.00%	0.00%	0.00%	0.84%	-0.01%	0.83%
AST Goldman Sachs Mid-Cap Growth Portfolio [11]	0.98%	0.03%	0.10%	0.00%	0.00%	0.00%	1.11%	-0.01%	1.10%
AST Goldman Sachs Multi-Asset Portfolio [12]	0.92%	0.05%	0.10%	0.00%	0.00%	0.00%	1.07%	-0.21%	0.86%
AST Goldman Sachs Small-Cap Value Portfolio [13]	0.93%	0.03%	0.10%	0.00%	0.00%	0.07%	1.13%	-0.01%	1.12%
AST Herndon Large-Cap Value Portfolio [14]	0.83%	0.03%	0.10%	0.00%	0.00%	0.00%	0.96%	-0.04%	0.92%
AST High Yield Portfolio	0.72%	0.04%	0.10%	0.00%	0.00%	0.00%	0.86%	0.00%	0.86%
AST International Growth Portfolio [15]	0.97%	0.05%	0.10%	0.00%	0.00%	0.00%	1.12%	-0.01%	1.11%
AST International Value Portfolio	0.97%	0.04%	0.10%	0.00%	0.00%	0.00%	1.11%	0.00%	1.11%
AST Investment Grade Bond [16]	0.63%	0.04%	0.10%	0.00%	0.00%	0.00%	0.77%	-0.03%	0.74%
AST J.P. Morgan Global Thematic Portfolio	0.92%	0.05%	0.10%	0.00%	0.00%	0.00%	1.07%	0.00%	1.07%
AST J.P. Morgan International Equity Portfolio	0.86%	0.07%	0.10%	0.00%	0.00%	0.00%	1.03%	0.00%	1.03%
AST J.P. Morgan Strategic Opportunities Portfolio	0.97%	0.07%	0.10%	0.11%	0.01%	0.00%	1.26%	0.00%	1.26%
AST Large-Cap Value Portfolio	0.72%	0.02%	0.10%	0.00%	0.00%	0.00%	0.84%	0.00%	0.84%
AST Loomis Sayles Large-Cap Growth Portfolio [17]	0.87%	0.02%	0.10%	0.00%	0.00%	0.00%	0.99%	-0.06%	0.93%
AST Lord Abbett Core Fixed Income Portfolio [18]	0.77%	0.02%	0.10%	0.00%	0.00%	0.00%	0.89%	-0.13%	0.76%
AST MFS Global Equity Portfolio	0.99%	0.05%	0.10%	0.00%	0.00%	0.00%	1.14%	0.00%	1.14%
AST MFS Growth Portfolio	0.87%	0.02%	0.10%	0.00%	0.00%	0.00%	0.99%	0.00%	0.99%
AST MFS Large-Cap Value Portfolio	0.84%	0.03%	0.10%	0.00%	0.00%	0.00%	0.97%	0.00%	0.97%

12

UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES (as a percentage of the average net assets of the underlying Portfolios)
	For the year ended December 31, 2013
UNDERLYING PORTFOLIO	Management Fees	Other Expenses	Distribution and/or Service Fees (12b-1 fees)	Dividend Expense on Short Sales	Broker Fees and Expenses on Short Sales	Acquired Portfolio Fees & Expenses	Total Annual Portfolio Operating Expenses	Contractual Fee Waiver or Expense Reimbursement	Net Annual Portfolio Operating Expenses
AST Mid-Cap Value Portfolio	0.93%	0.03%	0.10%	0.00%	0.00%	0.00%	1.06%	0.00%	1.06%
AST Money Market Portfolio	0.47%	0.02%	0.10%	0.00%	0.00%	0.00%	0.59%	0.00%	0.59%
AST Neuberger Berman Core Bond Portfolio	0.68%	0.04%	0.10%	0.00%	0.00%	0.00%	0.82%	0.00%	0.82%
AST Neuberger Berman Mid-Cap Growth Portfolio [19]	0.88%	0.03%	0.10%	0.00%	0.00%	0.00%	1.01%	-0.01%	1.00%
AST Neuberger Berman/LSV Mid-Cap Value Portfolio [20]	0.88%	0.03%	0.10%	0.00%	0.00%	0.00%	1.01%	0.00%	1.01%
AST New Discovery Asset Allocation Portfolio [21]	0.83%	0.10%	0.10%	0.00%	0.00%	0.00%	1.03%	-0.01%	1.02%
AST Parametric Emerging Markets Equity Portfolio	1.08%	0.23%	0.10%	0.00%	0.00%	0.00%	1.41%	0.00%	1.41%
AST PIMCO Limited Maturity Bond Portfolio	0.62%	0.04%	0.10%	0.00%	0.00%	0.00%	0.76%	0.00%	0.76%
AST PIMCO Total Return Bond Portfolio	0.60%	0.02%	0.10%	0.00%	0.00%	0.00%	0.72%	0.00%	0.72%
AST Preservation Asset Allocation Portfolio	0.15%	0.01%	0.00%	0.00%	0.00%	0.76%	0.92%	0.00%	0.92%
AST Prudential Core Bond Portfolio [22]	0.67%	0.02%	0.10%	0.00%	0.00%	0.00%	0.79%	-0.04%	0.75%
AST Prudential Growth Allocation Portfolio	0.81%	0.02%	0.10%	0.00%	0.00%	0.01%	0.94%	0.00%	0.94%
AST QMA Emerging Markets Equity Portfolio	1.09%	0.24%	0.10%	0.00%	0.00%	0.03%	1.46%	0.00%	1.46%
AST QMA Large-Cap Portfolio	0.72%	0.02%	0.10%	0.00%	0.00%	0.00%	0.84%	0.00%	0.84%
AST QMA US Equity Alpha Portfolio	0.99%	0.04%	0.10%	0.22%	0.25%	0.00%	1.60%	0.00%	1.60%
AST Quantitative Modeling Portfolio	0.25%	0.05%	0.00%	0.00%	0.00%	0.88%	1.18%	0.00%	1.18%
AST RCM World Trends Portfolio	0.91%	0.03%	0.10%	0.00%	0.00%	0.00%	1.04%	0.00%	1.04%
AST Schroders Global Tactical Portfolio	0.91%	0.04%	0.10%	0.00%	0.00%	0.12%	1.17%	0.00%	1.17%
AST Schroders Multi-Asset World Strategies Portfolio	1.06%	0.04%	0.10%	0.00%	0.00%	0.12%	1.32%	0.00%	1.32%
AST Small-Cap Growth Portfolio	0.88%	0.03%	0.10%	0.00%	0.00%	0.00%	1.01%	0.00%	1.01%
AST Small-Cap Value Portfolio	0.88%	0.03%	0.10%	0.00%	0.00%	0.04%	1.05%	0.00%	1.05%
AST T. Rowe Price Asset Allocation Portfolio	0.79%	0.03%	0.10%	0.00%	0.00%	0.00%	0.92%	0.00%	0.92%
AST T. Rowe Price Equity Income Portfolio	0.72%	0.02%	0.10%	0.00%	0.00%	0.00%	0.84%	0.00%	0.84%
AST T. Rowe Price Large-Cap Growth Portfolio	0.85%	0.02%	0.10%	0.00%	0.00%	0.00%	0.97%	0.00%	0.97%
AST T. Rowe Price Natural Resources Portfolio	0.88%	0.04%	0.10%	0.00%	0.00%	0.00%	1.02%	0.00%	1.02%
AST Templeton Global Bond Portfolio	0.79%	0.09%	0.10%	0.00%	0.00%	0.00%	0.98%	0.00%	0.98%
AST Wellington Management Hedged Equity Portfolio	0.97%	0.04%	0.10%	0.00%	0.00%	0.02%	1.13%	0.00%	1.13%
AST Western Asset Core Plus Bond Portfolio [23]	0.67%	0.02%	0.10%	0.00%	0.00%	0.00%	0.79%	-0.15%	0.64%
AST Western Asset Emerging Markets Debt Portfolio [24]	0.84%	0.07%	0.10%	0.00%	0.00%	0.00%	1.01%	-0.05%	0.96%

AIM Variable Insurance Funds (Invesco Variable Insurance Funds)
Invesco V.I. Diversified Dividend Fund – Series I shares [25]	0.50%	0.22%	0.00%	0.00%	0.00%	0.01%	0.73%	-0.01%	0.72%

13

UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES (as a percentage of the average net assets of the underlying Portfolios)
	For the year ended December 31, 2013
UNDERLYING PORTFOLIO	Management Fees	Other Expenses	Distribution and/or Service Fees (12b-1 fees)	Dividend Expense on Short Sales	Broker Fees and Expenses on Short Sales	Acquired Portfolio Fees & Expenses	Total Annual Portfolio Operating Expenses	Contractual Fee Waiver or Expense Reimbursement	Net Annual Portfolio Operating Expenses
Invesco V.I. Global Health Care Fund – Series I shares [26]	0.75%	0.35%	0.00%	0.00%	0.00%	0.01%	1.11%	-0.01%	1.10%
Invesco V.I. Mid Cap Growth Fund – Series I shares	0.75%	0.33%	0.00%	0.00%	0.00%	0.00%	1.08%	0.00%	1.08%
Invesco V.I. Technology Fund – Series I shares	0.75%	0.42%	0.00%	0.00%	0.00%	0.00%	1.17%	0.00%	1.17%

Nationwide Variable Insurance Trust
NVIT Developing Markets Fund	0.95%	0.45%	0.25%	0.00%	0.00%	0.02%	1.67%	0.00%	1.67%

Wells Fargo Variable Trust
Wells Fargo Advantage VT International Equity – class 1 [28]	0.75%	0.20%	0.00%	0.00%	0.00%	0.01%	0.96%	-0.26%	0.70%
Wells Fargo Advantage VT Intrinsic Value – class 2 [29]	0.55%	0.32%	0.25%	0.00%	0.00%	0.01%	1.13%	-0.12%	1.01%
Wells Fargo Advantage VT Omega Growth – class 1 [30]	0.55%	0.24%	0.00%	0.00%	0.00%	0.00%	0.79%	-0.04%	0.75%
Wells Fargo Advantage VT Small Cap Growth – class 1 [31]	0.75%	0.18%	0.00%	0.00%	0.00%	0.00%	0.93%	0.00%	0.93%

1	AST Advanced Strategies Portfolio: The Investment Managers have contractually agreed to waive 0.01% of their investment management fees through June 30, 2015. This contractual investment management fee waiver may not be terminated or modified prior to June 30, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify, or discontinue this expense limitation after June 30, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
2	AST AQR Large-Cap Portfolio: The Investment Managers have contractually agreed to waive 0.17% of their investment management fees through June 30, 2015. This contractual investment management fee waiver may not be terminated or modified prior to June 30, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify, or discontinue this expense limitation after June 30, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
3	AST BlackRock iShares ETF Portfolio: the Investment Managers have contractually agreed to waive a portion of their investment management fee equal to the acquired fund fees and expenses due to investments in iShares ETFs. In addition, the Investment Managers have contractually agreed to waive a portion of their investment management fee and/or reimburse certain expenses for the Portfolio so that the Portfolio’s investment management fees (after the waiver described in the first sentence) and other expenses (including distribution fees, acquired fund fees and expenses due to investments in iShares ETFs, and other expenses excluding taxes, interest and brokerage commissions) do not exceed 1.02% of the Portfolio’s average daily net assets through June 30, 2015. This arrangement may not be terminated or modified prior to June 30, 2015, and may be discontinued or modified thereafter.
4	AST Bond Portfolio 2015: The Investment Managers have contractually agreed to waive a portion of their investment management fees and/or reimburse certain expenses for each Portfolio so that each Portfolio’s investment management fees plus other expenses (exclusive in all cases of taxes, interest, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses) do not exceed 0.99% of each Portfolio’s average daily net assets through June 30, 2015. This waiver arrangement may not be terminated or modified prior to June 30, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue this expense limitation after June 30, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
5	AST Bond Portfolio 2016: The Investment Managers have contractually agreed to waive a portion of their investment management fees and/or reimburse certain expenses for each Portfolio so that each Portfolio’s investment management fees plus other expenses (exclusive in all cases of taxes, interest, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses) do not exceed 0.99% of each Portfolio’s average daily net assets through June 30, 2015. This waiver arrangement may not be terminated or modified prior to June 30, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue this expense limitation after June 30, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
6	AST Bond Portfolio 2023: The distributor of the Portfolio has contractually agreed to waive a portion of its distribution and service (12b-1) fee. The waiver provides for a reduction in the distribution and service fee based on the average daily net assets of each Portfolio. This contractual waiver does not have an expiration or termination date, and may not be modified or discontinued.
7	AST ClearBridge Dividend Growth Portfolio: The Investment Managers have contractually agreed to waive 0.11% of their investment management fees through June 30, 2015. This contractual investment management fee waiver may not be terminated or modified prior to June 30, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify, or discontinue this expense limitation after June 30, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
8

AST FI Pyramis® Asset Allocation Portfolio: The Investment Managers have contractually agreed to waive 0.018% of their investment management fees through June 30, 2015. This contractual investment management fee waiver may not be terminated or modified prior to June 30, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify, or discontinue this expense limitation after June 30, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.

9

AST FI Pyramis® Quantitative Portfolio: The Investment Managers have contractually agreed to waive 0.08% of their investment management fees through June 30, 2015. This contractual investment management fee waiver may not be terminated or modified prior to June 30, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify, or discontinue this expense limitation after June 30, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees. In addition, the Investment Managers have contractually agreed to waive 0.013% of their investment management fees through June 30, 2015. This contractual investment management fee waiver may not be terminated or modified prior to June 30, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify, or discontinue this expense limitation after June 30, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.

14

10	AST Goldman Sachs Large-Cap Value Portfolio: The Investment Managers have contractually agreed to waive 0.013% of their investment management fee through May 1, 2015. This waiver arrangement may not be terminated or modified prior to May 1, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue this expense limitation after May 1, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
11	AST Goldman Sachs Mid-Cap Growth Portfolio: The Investment Managers have contractually agreed to waive 0.013% of their investment management fee through May 1, 2015. This contractual investment management fee waiver may not be terminated or modified prior to the expiration date, but may be discontinued or modified thereafter. The decision on whether to renew, modify, or discontinue the expense limitation after the expiration date will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
12	AST Goldman Sachs Multi-Asset Portfolio: The Investment Managers have contractually agreed to waive 0.10% of their investment management fee through June 30, 2016. The Investment Managers have additionally agreed to waive 0.10% of their investment management fee through June 30, 2015. The Investment Managers have also contractually agreed to waive 0.013% of their investment management fee through May 1, 2015. Each expense limitation may not be terminated or modified prior to its expiration date, but may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue each expense limitation after its expiration date will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
13	AST Goldman Sachs Small-Cap Value Portfolio: The Investment Managers have contractually agreed to waive 0.013% of their investment management fee through May 1, 2015. This waiver arrangement may not be terminated or modified prior to May 1, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue this expense limitation after May 1, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
14	AST Herndon Large-Cap Value Portfolio: The Investment Managers have contractually agreed to waive 0.04% of their investment management fees through June 30, 2015. This contractual investment management fee waiver may not be terminated or modified prior to June 30, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify, or discontinue this expense limitation after June 30, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
15	AST International Growth Portfolio: The Investment Managers have contractually agreed to waive 0.01% of their investment management fees through June 30, 2015. This contractual investment management fee waiver may not be terminated or modified prior to June 30, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify, or discontinue this expense limitation after June 30, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees. In addition, the Investment Managers have contractually agreed through May 1, 2015 to waive 0.003% of their investment management fee. This contractual investment management fee waiver may not be terminated or modified prior to May 1, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify, or discontinue this fee waiver after May 1, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
16	AST Investment Grade Bond Portfolio: The distributor of the Portfolio has contractually agreed to waive a portion of its distribution and service (12b-1) fee. The waiver provides for a reduction in the distribution and service fee based on the average daily net assets of each Portfolio. This contractual waiver does not have an expiration or termination date, and may not be modified or discontinued.
17	AST Loomis Sayles Large-Cap Growth Portfolio: The Investment Managers have contractually agreed to waive 0.06% of their investment management fees through June 30, 2015. This contractual investment management fee waiver may not be terminated or modified prior to June 30, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify, or discontinue this expense limitation after June 30, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
18	AST Lord Abbett Core Fixed Income Portfolio: The Investment Managers have contractually agreed through June 30, 2015 to waive a portion of their investment management fee, as follows: 0.10% on the first $500 million of average daily net assets; 0.125% of the Portfolio’s average daily net assets between $500 million and $1 billion; and 0.15% of the Portfolio’s average daily net assets in excess of $1 billion. The expense limitation may not be terminated or modified prior to its expiration date, and may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue the expense limitation after its expiration date will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
19	AST Neuberger Berman Mid-Cap Growth Portfolio: The Investment Managers have contractually agreed to waive 0.005% of their investment management fee through May 1, 2015. This waiver arrangement may not be terminated or modified prior to May 1, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue this expense limitation after May 1, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
20	AST Neuberger Berman/LSV Mid-Cap Value Portfolio: The Investment Managers have contractually agreed to waive 0.003% of their investment management fee through May 1, 2015. This waiver arrangement may not be terminated or modified prior to May 1, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue this expense limitation after May 1, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
21	AST New Discovery Asset Allocation Portfolio: The Investment Managers have contractually agreed to waive 0.009% their investment management fees through June 30, 2015. In addition, the Investment Managers have contractually agreed to waive a portion of their investment management fees and/or reimburse certain expenses for the Portfolio so that the Portfolio’s investment management fees plus other expenses (exclusive in all cases of taxes, interest, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses) do not exceed 1.08% of the Portfolio’s average daily net assets through June 30, 2015. The waiver and expense limitation may not be terminated or modified prior to June 30, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue the waiver and expense limitation after June 30, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
22	AST Prudential Core Bond Portfolio: The Investment Managers have contractually agreed to waive a portion of their investment management fees as follows: 0.025% of the Portfolio’s average daily net assets between $500 million and $1 billion, and 0.05% of the Portfolio’s average daily net assets in excess of $1 billion through June 30, 2015. The contractual investment management fee waiver may not be terminated or modified prior to June 30, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue this expense limitation after June 30, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
23	AST Western Asset Core Plus Bond Portfolio: The Investment Managers have contractually agreed to waive 0.15% of their investment management fees through June 30, 2015. This contractual investment management fee waiver may not be terminated or modified prior to June 30, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify, or discontinue this expense limitation after June 30, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
24	AST Western Asset Emerging Markets Debt Portfolio: The Investment Managers have contractually agreed to waive 0.05% of their investment management fee through June 30, 2015. This waiver arrangement may not be terminated or modified prior to June 30, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue this expense limitation after June 30, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
25	Invesco V.I. Diversified Dividend Fund – Series I shares: Invesco Advisers, Inc. (“Invesco or the Adviser”) has contractually agreed to waive a portion of the Fund’s management fee in an amount equal to the net management fee that Invesco earns on the Fund’s investments in certain affiliated funds. This waiver will have the effect of reducing Acquired Fund Fees and Expenses that are indirectly borne by the Fund. Unless Invesco continues the fee waiver agreement, it will terminate on April 30, 2015. The fee waiver agreement cannot be terminated during its term.
26	Invesco V.I. Global Health Care Fund – Series I shares: Invesco Advisers, Inc. (“Invesco or the Adviser”) has contractually agreed to waive a portion of the Fund’s management fee in an amount equal to the net management fee that Invesco earns on the Fund’s investments in certain affiliated funds. This waiver will have the effect of reducing Acquired Fund Fees and Expenses that are indirectly borne by the Fund. Unless Invesco continues the fee waiver agreement, it will terminate on April 30, 2015. The fee waiver agreement cannot be terminated during its term.

15

27	Wells Fargo Advantage VT International Equity – class 1: The Adviser has committed through April 30, 2015 to waive fees and/or reimburse expenses to the extent necessary to cap the Fund’s Total Annual Fund Operating Expenses After Fee Waiver at 0.69% for Class 1. Brokerage commissions, stamp duty fees, interest, taxes, acquired fund fees and expenses and extraordinary expenses are excluded from the cap. After this time, the cap may be increased or the commitment to maintain the cap may be terminated only with the approval of the Board of Trustees.
28	Wells Fargo Advantage VT Intrinsic Value – class 2: The Adviser has committed through April 30, 2015 to waive fees and/or reimburse expenses to the extent necessary to cap the Fund’s Total Annual Fund Operating Expenses After Fee Waiver at 1.00% for Class 2. Brokerage commissions, stamp duty fees, interest, taxes, acquired fund fees and expenses and extraordinary expenses are excluded from the cap. After this time, the cap may be increased or the commitment to maintain the cap may be terminated only with the approval of the Board of Trustees.
29	Wells Fargo Advantage VT Omega Growth – class 1: The Adviser has committed through April 30, 2015 to waive fees and/or reimburse expenses to the extent necessary to cap the Fund’s Total Annual Fund Operating Expenses After Fee Waiver at the amounts shown above. Brokerage commissions, stamp duty fees, interest, taxes, acquired fund fees and expenses and extraordinary expenses are excluded from the cap. After this time, the cap may be increased or the commitment to maintain the cap may be terminated only with the approval of the Board of Trustees.
30	Wells Fargo Advantage VT Small Cap Growth – class 1: The Adviser has committed through April 30, 2015 to waive fees and/or reimburse expenses to the extent necessary to cap the Fund’s Total Annual Fund Operating Expenses After Fee Waiver at 0.95% for Class 1. Brokerage commissions, stamp duty fees, interest, taxes, acquired fund fees and expenses and extraordinary expenses are excluded from the cap. After this time, the cap may be increased or the commitment to maintain the cap may be terminated only with the approval of the Board of Trustees.

16

EXPENSE EXAMPLES

These examples are intended to help you compare the cost of investing in one Prudential Annuities Annuity with the cost of investing in other Prudential Annuities and/or other variable annuities.

Below are examples for each Annuity showing what you would pay in expenses at the end of the stated time periods had you invested $10,000 in the Annuity and your investment has a 5% return each year.

The examples reflect the fees and charges listed below for each Annuity as described in “Summary of Contract Fees and Charges”:

■	Insurance Charge
■	Contingent Deferred Sales Charge
■	Annual Maintenance Fee
■	The maximum combination of optional benefit charges

The examples also assume the following for the period shown:

■	You allocate all of your Account Value to the Sub-account with the maximum gross total annual operating expenses for 2013, and those expenses remain the same each year*
■	For each charge, we deduct the maximum charge rather than the current charge
■	You make no withdrawals of Account Value
■	You make no transfers, or other transactions for which we charge a fee
■	No tax charge applies
■

You elect the Highest Daily Lifetime 6 Plus with the Combination 5% Roll-Up and HAV Death Benefit, which are the maximum combination of optional benefit charges. There is no other optional benefit combination that would result in higher maximum charges than those shown in the examples.

■	Expense example calculations are not adjusted to reflect the Purchase Credit. If the Purchase Credit were reflected in the calculations, expenses would be higher.

Amounts shown in the examples are rounded to the nearest dollar.

*	Note: Not all portfolios offered as Sub-accounts may be available depending on optional benefit selection, the applicable jurisdiction and selling firm.

THE EXAMPLES ARE ILLUSTRATIVE ONLY – THEY SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES OF THE UNDERLYING MUTUAL FUNDS OR THEIR PORTFOLIOS – ACTUAL EXPENSES WILL BE LESS THAN THOSE SHOWN DEPENDING UPON WHICH OPTIONAL BENEFIT YOU ELECT OTHER THAN INDICATED IN THE EXAMPLES OR IF YOU ALLOCATE ACCOUNT VALUE TO ANY OTHER AVAILABLE SUB-ACCOUNTS.

Expense Examples are provided as follows:

If you surrender your entire contract at the end of the applicable time period: 1

	1 Year	3 Years	5 Years	10 Years
You would pay the following expenses on the $10,000 invested, assuming 5% annual return on assets:	$1,476	$2,549	$3,552	$6,192

If you annuitize at the end of the applicable time period: 2

	1 Year	3 Years	5 Years	10 Years
You would pay the following expenses on the $10,000 invested, assuming 5% annual return on assets:	$576	$1,749	$2,952	$6,092

If you do not surrender your contract at the end of the applicable time period:

	1 Year	3 Years	5 Years	10 Years
You would pay the following expenses on the $10,000 invested, assuming 5% annual return on assets:	$576	$1,749	$2,952	$6,092

1	See “Summary of Contract Fees and Charges” for the CDSC schedule.
2	You may not annuitize in the first Three (3) Annuity Years.

For information relating to accumulation unit values pertaining to the Sub-accounts, please see Appendix A – Condensed Financial Information About Separate Account B.

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SUMMARY

Advanced Series XTra Credit Eight (“XT8”)

This Summary describes key features of the variable annuity described in this Prospectus. It is intended to help give you an overview, and to point you to sections of the prospectus that provide greater detail. This Summary is intended to supplement the prospectus, so you should not rely on the Summary alone for all the information you need to know before purchase. You should read the entire Prospectus for a complete description of the variable annuity. Your financial advisor can also help you if you have questions.

What is a variable annuity? A variable annuity is a contract between you and an insurance company. It is designed to help you save money for retirement, and provide income during your retirement. With the help of your financial advisor, you choose how to invest your money within your annuity (subject to certain restrictions; see “Investment Options”). Any allocation that is recommended to you by your financial professional may be different than automatic asset transfers that may be made under the Annuity, such as under a pre-determined mathematical formula used with an optional living benefit. The value of your annuity will rise or fall depending on whether the investment options you choose perform well or perform poorly. Investing in a variable annuity involves risk and you can lose your money. By the same token, investing in a variable annuity can provide you with the opportunity to grow your money through participation in mutual fund-type investments. Your financial advisor will help you choose the investment options that are suitable for you based on your tolerance for risk and your needs.

Variable annuities also offer a variety of optional guarantees to receive an income for life through withdrawal, or provide minimum death benefits for your beneficiaries, or minimum account value guarantees. These benefits provide a degree of insurance in the event your annuity performs poorly. These optional benefits are available for an extra cost, and are subject to limitations and conditions more fully described later in this Prospectus. The guarantees are based on the long-term financial strength of the insurance company.

What does it mean that my variable annuity is “tax-deferred”? Because variable annuities are issued by an insurance company, you pay no taxes on any earnings from your annuity until you withdraw the money. You may also transfer among your investment options without paying a tax at the time of the transfer. Until you withdraw the money, tax deferral allows you to keep money invested that would otherwise go to pay taxes. When you take your money out of the variable annuity, however, you will be taxed on the earnings at ordinary income tax rates rather than lower capital gains rates. If you withdraw earnings before you reach age 59 1/2, you also may be subject to a 10% federal tax penalty.

You could purchase one of our variable annuities as a tax-qualified retirement investment such as an IRA, SEP-IRA, Roth IRA, 401(a) plan, or 403(b) plan. Although there is no additional tax advantage to a variable annuity held through one of these plans, you may desire the variable annuities’ other features such as guaranteed lifetime income payments or death benefits for use within these plans.

How do I purchase the XTra Credit Eight Variable Annuity? This Annuity is no longer available for new purchases. Our eligibility criteria for purchasing the Annuity are as follows:

Product	Maximum Age for Initial Purchase	Minimum Initial Purchase Payment
XT8	75	$10,000

The “Maximum Age for Initial Purchase” applies to the oldest owner as of the day we would issue the Annuity. If the Annuity is to be owned by an entity, the maximum age applies to the annuitant as of he day we would issue the Annuity. The availability and level of protection of certain optional benefits may also vary based on the age of the owner or annuitant on the issue date of the annuity, the date the benefit is elected, or the date of the owner’s death. Please see the section entitled “Living Benefits” and “Death Benefit” for additional information on these benefits.

We may allow you to purchase the Annuity with an amount lower than the “Minimum Initial Purchase Payment” if you establish an electronic funds transfer that would allow you to meet the minimum requirement within one year.

You may make additional payments of at least $100 into your Annuity at any time, subject to maximums allowed by us and as provided by law.

After you purchase your Annuity you will have usually ten days to examine it and cancel it if you change your mind for any reason (referred to as the “free look period”). The period of time and the amount returned to you is dictated by State law, and is stated on the front cover of your Annuity. You must cancel your Annuity in writing.

See “What Are the Requirements for Purchasing One of the Annuities” for more detail.

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Where should I invest my money? With the help of your financial advisor, you choose where to invest your money within the Annuity. You may choose from a variety of investment options ranging from conservative to aggressive. Certain optional benefits may limit your ability to invest in the investment options otherwise available to you under the Annuity. These investment options participate in mutual fund investments that are kept in a separate account from our other general assets. Although you may recognize some of the names of the money managers, these investment options are designed for variable annuities and are not the same mutual funds available to the general public. You can decide on a mix of investment options that suit your goals. Or, you can choose one of our investment options that participates in several mutual funds according to a specified goal such as balanced asset allocation, or capital growth asset allocation. If you select certain optional benefits, we may limit the investment options that you may elect. Each of the underlying mutual funds is described by its own prospectus, which you should read before investing. There is no assurance that any investment option will meet its investment objective.

You may also allocate money to a fixed rate account that earns interest guaranteed by our general assets. We also offer programs to help discipline your investing, such as dollar cost averaging or automatic rebalancing.

See “Investment Options,” and “Managing Your Account Value.”

How can I receive income from my Annuity? You can receive income by taking withdrawals or electing annuity payments. If you take withdrawals, you should plan them carefully, because withdrawals may be subject to tax, and may be subject to a contingent deferred sales charge (discussed below). You may withdraw up to 10% of your investment each year without being subject to a contingent deferred sales charge.

You may elect to receive income through annuity payments over your lifetime, also called “annuitization”. This option may appeal to those who worry about outliving their Account Value through withdrawals. If you elect to receive annuity payments, you convert your Account Value into a stream of future payments. This means in most cases you no longer have an Account Value and therefore cannot make withdrawals. We offer different types of annuity options to meet your needs, and you can choose the benefits and costs that make sense for you. For example, some of our annuity options allow for withdrawals, and some provide a death benefit, while others guarantee payments for life without a death benefit or the ability to make withdrawals.

See “Access to Account Value.”

Options for Guaranteed Lifetime Withdrawals. We offer optional benefits for an additional fee that guarantee your ability to take withdrawals for life as a percentage of an initial guaranteed benefit base, even after your Account Value falls to zero (unless it does so due to a withdrawal of Excess Income). The Account Value has no guarantees, may fluctuate, and can lose value. These benefits may appeal to you if you wish to maintain flexibility and control over your Account Value (instead of converting it to an annuity stream) and want the assurance of predictable income. If you withdraw more than the allowable amount during any year, your future level of guaranteed withdrawals decreases.

As part of these benefits you are required to invest only in certain permitted investment options. Some of the benefits utilize a predetermined formula to help manage your guarantee through all market cycles. Please see the applicable optional benefits section a well as the Appendices to this prospectus for more information on each formula. In the Living Benefits section, we describe these guaranteed minimum withdrawal benefits, which allow you to withdraw a specified amount each year for life (or joint lives, for the spousal version of the benefit). Please be aware that if you withdraw more than that amount in a given year (i.e., Excess Income), that may permanently reduce the guaranteed amount you can withdraw in future years. Please note that if your Account Value is reduced to zero as a result of a withdrawal of Excess Income, both the optional benefit and the Annuity will terminate. Thus, you should think carefully before taking a withdrawal of Excess Income. If you purchased your contract in New York and wish to withdraw Excess Income but are uncertain how it will impact your future guaranteed amounts, you may contact us prior to requesting the withdrawal to obtain a personalized, transaction-specific calculation showing the effect of taking the withdrawal.

These benefits contain detailed provisions, so please see the following sections of the Prospectus for complete details:

■	Highest Daily Lifetime 6 Plus
■	Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator
■	Spousal Highest Daily Lifetime 6 Plus
■	Highest Daily Lifetime 7 Plus
■	Spousal Highest Daily Lifetime 7 Plus
■	Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator
■	Highest Daily Lifetime 7 Plus with Beneficiary Income Option
■	Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option
■	Highest Daily Lifetime Seven
■	Spousal Highest Daily Lifetime Seven
■	Highest Daily Lifetime Seven with Lifetime Income Accelerator
■	Highest Daily Lifetime Seven with Beneficiary Income Option
■	Spousal Highest Daily Lifetime Seven with Beneficiary Income Option

The Guaranteed Lifetime Withdrawal benefit options are no longer offered for new elections.

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Options for Guaranteed Accumulation. We offer optional benefits for an additional fee that guarantee your Account Value to a certain level after a period of years. As part of these benefits you are required to invest only in certain permitted investment options. Please see applicable optional benefits sections as well as the Appendices to this Prospectus for more information on each formula.

These benefits contain detailed provisions, so please see the following sections of the Prospectus for complete details:

■	Guaranteed Return Option Plus II
■	Highest Daily Guaranteed Return Option II
■	Guaranteed Return Option Plus 2008*
■	Highest Daily Guaranteed Return Option*

*	No longer available for new elections.

What happens to my annuity upon death? You may name a beneficiary to receive the proceeds of your annuity upon your death. Your annuity must be distributed within the time periods required by the tax laws. Each of our annuities offers a basic death benefit. The basic death benefit provides your beneficiaries with the greater of your purchase payments less all proportional withdrawals or your value in the annuity at the time of death.

We also offer optional death benefits for an additional charge:

■	Highest Anniversary Value Death Benefit: Offers the greater of the basic death benefit and a highest anniversary value of the annuity.
■

Combination 5% Roll-up and Highest Anniversary Value Death Benefit: Offers the greatest of the basic death benefit, the highest anniversary value death benefit described above, and a value assuming 5% growth of your investment adjusted for withdrawals.

Each death benefit has certain age restrictions and could only have been elected at time of contract purchase. Please see the “Death Benefit” section of the Prospectus for more information. There are other optional living and death benefits that we previously offered, but are not currently available. See the applicable section of this Prospectus for details.

How do I receive credits?

With XT8, we apply a credit to your Annuity each time you make a purchase payment during the first six (6) years. Because of the credits, the expenses of this Annuity may be higher than other annuities that do not offer credits. The amount of the credit depends on the year during which the purchase payment is made and the amount of your purchase payment:

ANNUITY YEAR	CREDIT (Cumulative Purchase Payments $100,000 or Greater)	CREDIT (Cumulative Purchase Payments Less than $100,000)
1	8.00%	6.00%
2	6.00%	5.00%
3	4.00%	4.00%
4	3.00%	3.00%
5	2.00%	2.00%
6	1.00%	1.00%
7+	0.00%	0.00%

Please note that during the first 10 years, the total based asset-based charges on the XT8 annuity are higher than many of our other annuities. In addition, the Contingent Deferred Sales Charge (CDSC) on the XT8 annuity is higher and is deducted for a longer period of time as compared to our other annuities. In general, we may take back credits applied within 12 months of death or a Medically-Related Surrender. Unless prohibited by applicable State Law, we may also take back credits if you return your annuity under the “free-look” provision.

Please see the section entitled “Managing Your Account Value” for more information.

What are the Annuity’s Fees and Charges?

Contingent Deferred Sales Charge: If you withdraw all or part of your annuity before the end of a period of years, we may deduct a contingent deferred sales charge, or “CDSC”. The CDSC is calculated as a percentage of your purchase payment being withdrawn, and depends on how long you have held your Annuity. The CDSC schedule is as follows:

	Yr. 1	Yr. 2	Yr. 3	Yr. 4	Yr. 5	Yr. 6	Yr. 7	Yr. 8	Yr. 9	Yr. 10	Yr. 11+
XT8	9.0%	9.0%	8.0%	7.0%	6.0%	5.0%	4.0%	3.0%	2.0%	1.0%	0.0%

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Each year you may withdraw up to 10% of your purchase payments without the imposition of a CDSC. This free withdrawal feature does not apply when fully surrendering your annuity. We may also waive the CDSC under certain circumstances, such as for medically-related circumstances or taking required minimum distributions under a qualified contracts.

Transfer Fee: You may make 20 transfers between investment options each year free of charge. After the 20th transfer, we will charge $10.00 for each transfer. We do not consider transfers made as part of any Dollar Cost Averaging, Automatic Rebalancing or asset allocation program when we count the 20 free transfers. All transfers made on the same day will be treated as one (1) transfer. Any transfers made as a result of the mathematical formula used with an optional benefit will not count towards the total transfers allowed.

Annual Maintenance Fee: Until you start annuity payments, we deduct an Annual Maintenance Fee. The Annual Maintenance Fee is the lesser of $35.00 or 2% of your Account Value.

Tax Charge: We may deduct a charge to reimburse us for taxes we may pay on premiums received in certain jurisdictions. The tax charge currently ranges up to 3 1/2% of your Purchase Payments or Account Value and is designed to approximate the taxes that we are required to pay.

Insurance Charge: We deduct an Insurance Charge. It is an annual charge assessed on a daily basis. It is the combination of the Mortality & Expense Risk Charge and the Administration Charge. The charge is assessed against the daily assets allocated to the Sub-accounts and depends on which annuity you purchase:

FEE/CHARGE	XT8
Mortality & Expense Risk Charge	1.60%
Administration Charge	0.15%
Total Insurance Charge	1.75%

Charges for Optional Benefits: If you elect to purchase certain optional benefits, we will deduct an additional charge. For some optional benefits, the charge is deducted from your Account Value allocated to the Sub-accounts. This charge is included in the daily calculation of the Unit Price for each Sub-account. For certain other optional benefits, such as Highest Daily Lifetime Seven, the charge is assessed against the Protected Withdrawal Value and taken out of the Sub-accounts periodically. Please refer to the section entitled “Summary of Contract Fees and Charges” for the list of charges for each optional benefit.

Settlement Service Charge: If your beneficiary takes the death benefit under a Beneficiary Continuation Option, we deduct a Settlement Service Charge, although the Insurance Charge no longer applies. The charge is assessed daily against the average assets allocated to the Sub-accounts and is equal to an annual charge of 1.00% for non-qualified Annuities and 1.40% for qualified Annuities.

Fees and expenses incurred by the Portfolios: Each Portfolio incurs total annual operating expenses comprised of an investment management fee, other expenses and any distribution and service (12b-1) fees that may apply. More detailed information about fees and expenses can be found in the prospectuses for the Portfolios. Please see the “Fees and Charges” section of the Prospectus for more information.

Costs to Sell and Administer Our Variable Annuity: Your financial professional may receive a commission for selling one of our variable annuities to you. We may also pay fees to your financial professional’s broker dealer firm to cover costs of marketing or administration. These commissions and fees may incent your financial professional to sell our variable annuity instead of one offered by another company. We also receive fees from the mutual fund companies that offer the investment options for administrative costs and marketing. These fees may influence our decision to offer one family of funds over another. If you have any questions you may speak with your financial professional or us. See “General Information”.

Other Information

Please see the section entitled “General Information” for more information about our annuities, including legal information about our company, separate account, and underlying funds.

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INVESTMENT OPTIONS

WHAT ARE THE INVESTMENT OBJECTIVES AND POLICIES OF THE PORTFOLIOS?

Each variable investment option is a Sub-account of Prudential Annuities Life Assurance Corporation Variable Account B (see “What are Separate Accounts” for more detailed information). Each Sub-account invests exclusively in one Portfolio. You should carefully read the prospectus for any Portfolio in which you are interested. The Investment Objectives Policies chart below classifies each of the Portfolios based on our assessment of their investment style (as of the date of this Prospectus). The chart also provides a description of each Portfolio’s investment objective (in italics) and a short, summary description of their key policies to assist you in determining which Portfolios may be of interest to you. There is no guarantee that any underlying Portfolio will meet its investment objective. Not all portfolios offered as Sub-accounts may be available depending on optional benefit selection, the applicable jurisdiction and selling firm. Thus, if you selected particular optional benefits, you would be precluded from investing in certain portfolios and therefore would not receive investment appreciation (or depreciation) affecting those Portfolios. The Portfolios that you select are your choice – we do not provide investment advice, and we do not recommend or endorse any particular Portfolio. You bear the investment risk for amounts allocated to the Portfolios. Please see the General Information section of this Prospectus, under the heading concerning “service fees” for a discussion of fees that we may receive from underlying mutual funds and/or their affiliates.

The name of the advisor/sub-advisor for each Portfolio appears next to the description. Those Portfolios whose name includes the prefix “AST” are Portfolios of Advanced Series Trust. The investment managers for AST are AST Investment Services, Inc., a Prudential Financial Company, and Prudential Investments LLC, both of which are affiliated companies of Prudential Annuities. However, a sub-advisor, as noted below, is engaged to conduct day-to-day management.

The Portfolios are not publicly traded mutual funds. They are only available as investment options in variable annuity contracts and variable life insurance policies issued by insurance companies, or in some cases, to participants in certain qualified retirement plans. However, some of the Portfolios available as Sub-accounts under the Annuities are managed by the same portfolio advisor or sub-advisor as a retail mutual fund of the same or similar name that the Portfolio may have been modeled after at its inception. Certain retail mutual funds may also have been modeled after a Portfolio. While the investment objective and policies of the retail mutual funds and the Portfolios may be substantially similar, the actual investments will differ to varying degrees. Differences in the performance of the funds can be expected, and in some cases could be substantial. You should not compare the performance of a publicly traded mutual fund with the performance of any similarly named Portfolio offered as a Sub-account. Details about the investment objectives, policies, risks, costs and management of the Portfolios are found in the prospectuses for the underlying mutual funds. Prospectuses are provided to investors in the Sub-accounts as required by federal securities laws. The current prospectus and statement of additional information for the underlying Portfolios can also be obtained by calling 1-888-PRU-2888.

Effective April 29, 2013, the AST Franklin Templeton Founding Funds Allocation Portfolio was no longer offered as a Sub-account under the Annuities, except as follows: if at any time prior to April 29, 2013 you had any portion of your Account Value allocated to the AST Franklin Templeton Founding Funds Allocation Sub-account, you may continue to allocate Account Value and make transfers into and/or out of the AST Franklin Templeton Founding Funds Allocation Sub-account, including any electronic funds transfer, dollar cost averaging, asset allocation and rebalancing programs. If you never had a portion of your Account Value allocated to the AST Franklin Templeton Founding Funds Allocation Sub-account prior to April 29, 2013, you cannot allocate Account Value to the AST Franklin Templeton Founding Funds Allocation Sub-account.

Stipulated Investment Options if you Elect Certain Optional Benefits

As a condition to your participating in certain optional benefits, we limit the investment options to which you may allocate your Account Value. Broadly speaking, we offer two groups of “Permitted Sub-accounts”. Under the first group (Group I), your allowable investment options are more limited, but you are not subject to mandatory quarterly re-balancing. Under the second group (Group II), you may allocate your Account Value between a broader range of investment options, but must participate in quarterly re-balancing. The set of tables immediately below describes the first category of permitted investment options.

While those who do not participate in any optional benefit generally may invest in any of the investment options described in the Prospectus, only those who participate in the optional benefits listed in Group II below may participate in the second category (along with its attendant re-balancing requirement). This second category is called our “Custom Portfolios Program” (we may have referred to the “Custom Portfolios Program” as the “Optional Allocation and Rebalancing Program” in other materials). If you participate in the Custom Portfolios Program, you may not participate in an Automatic Rebalancing Program. We may modify or terminate the Custom Portfolios Program at any time. Any such modification or termination will (i) be implemented only after we have notified you in advance, (ii) not affect the guarantees you had accrued under the optional benefit or your ability to continue to participate in those optional benefits, and (iii) not require you to transfer Account Value out of any Portfolio in which you participated immediately prior to the modification or termination.

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Group I: Allowable Benefit Allocations

Optional Benefit Name*	Allowable Benefit Allocations:

Lifetime Five Income Benefit

Spousal Lifetime Five Income Benefit

Highest Daily Lifetime Five Income Benefit

Highest Daily Lifetime Seven Income Benefit

Spousal Highest Daily Lifetime Seven Income Benefit

Highest Daily Value Death Benefit

Highest Daily Lifetime Seven with Beneficiary Income Option

Spousal Highest Daily Lifetime Seven with Beneficiary Income Option

Highest Daily Lifetime Seven with Lifetime Income Accelerator

Highest Daily Lifetime 7 Plus Income Benefit

Highest Daily Lifetime 7 Plus with Beneficiary Income Option

Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator

Spousal Highest Daily Lifetime 7 Plus Income Benefit

Spousal Highest Daily Lifetime 7 Plus with Beneficiary

Income Option

Highest Daily Lifetime 6 Plus

Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator

Spousal Highest Daily Lifetime 6 Plus

Highest Daily GRO II

GRO Plus II

AST Academic Strategies Asset Allocation Portfolio

AST Advanced Strategies Portfolio

AST Balanced Asset Allocation Portfolio

AST BlackRock Global Strategies Portfolio

AST BlackRock iShares ETF

AST Capital Growth Asset Allocation Portfolio

AST Defensive Asset Allocation

AST FI Pyramis® Asset Allocation Portfolio

AST FI Pyramis® Quantitative Portfolio

**AST Franklin Templeton Founding Funds Allocation Portfolio

AST Franklin Templeton Founding Funds Plus Portfolio

AST Goldman Sachs Multi-Asset

AST J.P. Morgan Global Thematic

AST J.P. Morgan Strategic Opportunities Portfolio

AST New Discovery Asset Allocation Portfolio

AST Preservation Asset Allocation Portfolio

AST Prudential Growth Allocation

AST RCM World Trends

AST Schroders Global Tactical Portfolio

AST Schroders Multi-Asset World Strategies Portfolio

AST T. Rowe Price Asset Allocation Portfolio

AST Wellington Management Hedged Equity Portfolio

Optional Benefit Name*	All investment options permitted, EXCEPT these:
Combo 5% Rollup & HAV Death Benefit Guaranteed Minimum Income Benefit Guaranteed Minimum Withdrawal Benefit GRO/GRO PLUS/GRO PLUS 2008 Highest Anniversary Value Death Benefit Highest Daily GRO	AST AQR Emerging Markets Equity AST QMA Emerging Markets Equity AST Western Asset Emerging Markets Debt Invesco V.I. Technology Wells Fargo Advantage VT Small-Cap Growth

Optional Benefit Name*	All investment options permitted, EXCEPT these:
GRO PLUS 2008 Highest Daily GRO	AST AQR Emerging Markets Equity AST QMA Emerging Markets Equity AST Quantitative Modeling AST Western Asset Emerging Markets Debt Invesco V.I. Technology Wells Fargo Advantage VT Small-Cap Growth

*	Detailed Information regarding these optional benefits can be found in the “Living Benefits” and “Death Benefit” sections of this Prospectus.
**	No longer offered.

The following set of tables describes the second category (i.e., Group II below), under which:

(a)	you must allocate at least 20% of your Account Value to certain fixed income portfolios (currently, the AST PIMCO Total Return Bond Portfolio, the AST Western Asset Core Plus Bond Portfolio, the AST Lord Abbett Core Fixed Income Portfolio, the AST Neuberger Core Bond Portfolio, and the AST Prudential Core Bond Portfolio).
(b)	you may allocate up to 80% in equity and other portfolios listed in the table below.
(c)	on each benefit quarter (or the next Valuation Day, if the quarter-end is not a Valuation Day), we will automatically re-balance your Account Value, so that the percentages devoted to each Portfolio remain the same as those in effect on the immediately preceding quarter-end, subject to the predetermined mathematical formula inherent in any applicable optional benefit. Note that on the first quarter-end following your participation in the Custom Portfolios Program (we may have referred to the “Custom Portfolios Program” as the “Optional Allocation and Rebalancing Program” in other materials), we will re-balance your Account Value so that the percentages devoted to each Portfolio remain the same as those in effect when you began the Custom Portfolios Program.
(d)	between quarter-ends, you may re-allocate your Account Value among the investment options permitted within this category. If you reallocate, the next quarterly rebalancing will restore the percentages to those of your most recent reallocation.
(e)	if you are already participating in the Custom Portfolios Program (we may have referred to the “Custom Portfolios Program” as the “Optional Allocation and Rebalancing Program” in other materials) and add a new benefit that also participates in this program, your rebalancing date will continue to be based upon the quarterly anniversary of your initial benefit election.

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Group II: Custom Portfolios Program (we may have referred to the “Custom Portfolios Program” as the “Optional Allocation and Rebalancing Program” in other materials)

Optional Benefit Name*	Permitted Portfolios

Highest Daily Lifetime Seven

Spousal Highest Daily Lifetime Seven

Highest Daily Lifetime Seven with Beneficiary Income Option Spousal Highest Daily Lifetime Seven with Beneficiary Income Option

Highest Daily Lifetime Seven with Lifetime Income Accelerator

Highest Daily Lifetime 7 Plus

Spousal Highest Daily Lifetime 7 Plus

Highest Daily Lifetime 7 Plus with Beneficiary Income Option

Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option

Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator

Highest Daily Lifetime 6 Plus

Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator

Spousal Highest Daily Lifetime 6 Plus

GRO Plus II

Highest Daily GRO II

AST Academic Strategies Asset Allocation

AST Advanced Strategies

AST Balanced Asset Allocation

AST BlackRock Global Strategies

AST BlackRock iShares ETF

AST Capital Growth Asset Allocation

AST ClearBridge Dividend Growth

AST CLS Moderate Asset Allocation

AST Cohen & Steers Realty

AST Defensive Asset Allocation

AST Federated Aggressive Growth

AST FI Pyramis® Asset Allocation

AST FI Pyramis® Quantitative

**AST Franklin Templeton Founding Funds Allocation

AST Franklin Templeton Founding Funds Plus

AST Global Real Estate

AST Goldman Sachs Large-Cap Value

AST Goldman Sachs Mid-Cap Growth

AST Goldman Sachs Multi-Asset

AST Goldman Sachs Small-Cap Value

AST Herndon Large-Cap Value

AST High Yield

AST International Growth

AST International Value

AST J.P. Morgan Global Thematic

AST J.P. Morgan International Equity

AST J.P. Morgan Strategic Opportunities

AST Large-Cap Value

AST Loomis Sayles Large-Cap Growth

AST Lord Abbett Core Fixed Income

AST MFS Global Equity

AST MFS Growth

AST MFS Large-Cap Value

AST Mid-Cap Value

AST Money Market

AST Neuberger Berman Core Bond

AST Neuberger Berman Mid-Cap Growth

AST Neuberger Berman/LSV Mid-Cap Value

AST New Discovery Asset Allocation

AST Parametric Emerging Markets Equity

AST PIMCO Limited Maturity Bond

AST PIMCO Total Return Bond

AST Preservation Asset Allocation

AST Prudential Core Bond

AST Prudential Growth Allocation

AST QMA US Equity Alpha

AST RCM World Trends

AST Schroders Global Tactical

AST Schroders Multi-Asset World Strategies

AST Small-Cap Growth

AST Small-Cap Value

AST T. Rowe Price Asset Allocation

AST T. Rowe Price Equity Income

AST T. Rowe Price Large-Cap Growth AST T. Rowe Price Natural Resources AST Templeton Global Bond AST Wellington Management Hedged Equity AST Western Asset Core Plus Bond

*	Detailed Information regarding these optional benefits can be found in the “Living Benefits” and “Death Benefit” sections of this Prospectus.
**	No longer offered.

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Certain optional living benefits (e.g., Highest Daily Lifetime 7 Plus) employ a predetermined formula, under which money is transferred between your chosen variable sub-accounts and a bond portfolio (e.g., the AST Investment Grade Bond Sub-account).

Whether or not you elect an optional benefit subject to the predetermined mathematical formula, you should be aware that the operation of the formula may result in large-scale asset flows into and out of the Sub-accounts. These asset flows could adversely impact the portfolios, including their risk profile, expenses and performance. These asset flows impact not only the Permitted Sub-accounts used with the benefits but also the other Sub-accounts, because the portfolios may be used as investments in certain Permitted Sub-accounts that are structured as funds-of-funds. Because transfers between the Sub-accounts and the AST Investment Grade Bond Sub-account can be frequent and the amount transferred can vary from day to day, any of the portfolios could experience the following effects, among others:

(a)	a portfolio’s investment performance could be adversely affected by requiring a subadvisor to purchase and sell securities at inopportune times or by otherwise limiting the subadviser’s ability to fully implement the portfolio’s investment strategy;
(b)	the subadvisor may be required to hold a larger portion of assets in highly liquid securities than it otherwise would hold, which could adversely affect performance if the highly liquid securities underperform other securities (e.g., equities) that otherwise would have been held;
(c)	a portfolio may experience higher turnover than it would have experienced without the formula, which could result in higher operating expense ratios and higher transaction costs for the portfolio compared to other similar funds.

The asset flows caused by the formula may affect Owners in differing ways. In particular, because the formula is calculated on an individual basis for each contract, on any particular day, some Owners’ Account Value may be transferred to the AST Investment Grade Bond Sub-account and others Owners’ Account Value may not be transferred. To the extent that there is a large transfer of Account Value on a given trading day to the AST Investment Grade Bond Sub-account, and your Account Value is not so transferred, it is possible that the investment performance of the Sub-accounts in which your Account Value remains invested will be negatively affected.

The efficient operation of the asset flows caused by the formula depends on active and liquid markets. If market liquidity is strained, the asset flows may not operate as intended. For example, it is possible that illiquid markets or other market stress could cause delays in the transfer of cash from one portfolio to another portfolio, which in turn could adversely impact performance.

Please consult the prospectus for the applicable portfolio for additional information about these effects.

The following table contains limited information about the portfolios. Before selecting an Investment Option, you should carefully review the summary prospectuses and/or prospectuses for the portfolios, which contain details about the investment objectives, policies, risks, costs and management of the portfolios. You can obtain the summary prospectuses and prospectuses for the portfolios by calling 1-888-PRU-2888.

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ADVANCED SERIES TRUST (“AST”) PORTFOLIO NAME	STYLE/ TYPE	INVESTMENT OBJECTIVES/POLICIES	PORTFOLIO ADVISOR/ SUBADVISOR(S)
AST Academic Strategies Asset Allocation Portfolio	ASSET ALLOCATION	Seeks long-term capital appreciation.

■     AlphaSimplex Group, LLC

■     AQR Capital Management, LLC and CNH Partners, LLC

■     CoreCommodity Management, LLC

■     First Quadrant, L.P.

■     Jennison Associates LLC

■     J.P. Morgan Investment Management, Inc.

■     Pacific Investment Management Company LLC (PIMCO)

■     Prudential Investments LLC

■     Quantitative Management Associates LLC

■     Western Asset Management Company/Western Asset Management Company Limited

AST Advanced Strategies Portfolio	ASSET ALLOCATION

Seeks a high level of absolute return by using traditional and non-traditional investment strategies and by investing in domestic and foreign equity and fixed income securities, derivative instruments and other investment companies.

■     Brown Advisory LLC

■     Loomis, Sayles & Company, L.P.

■     LSV Asset Management

■     Pacific Investment Management Company LLC (PIMCO)

■     Quantitative Management Associates LLC

■     T. Rowe Price Associates, Inc.

■     William Blair & Company, LLC

AST AQR Emerging Markets Equity Portfolio	INTERNATIONAL EQUITY	Seeks long-term capital appreciation.	■ AQR Capital Management, LLC
AST AQR Large-Cap Portfolio	LARGE-CAP BLEND	Seeks long-term capital appreciation.	■ AQR Capital Management, LLC
AST Balanced Asset Allocation Portfolio	ASSET ALLOCATION	Seeks to obtain the highest potential total return consistent with its specified level of risk tolerance.	■ Prudential Investments LLC ■ Quantitative Management Associates LLC
AST BlackRock Global Strategies Portfolio	ASSET ALLOCATION	Seeks a high total return consistent with a moderate level of risk.	■ BlackRock Financial Management, Inc.
AST BlackRock iShares ETF Portfolio	ASSET ALLOCATION	Seeks to maximize total return with a moderate level of risk.	■ BlackRock Financial Management, Inc.
AST Bond Portfolio 2015	FIXED INCOME	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs.	■ Prudential Investment Management, Inc.
AST Bond Portfolio 2016	FIXED INCOME	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs.	■ Prudential Investment Management, Inc.
AST Bond Portfolio 2017	FIXED INCOME	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs.	■ Prudential Investment Management, Inc.

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ADVANCED SERIES TRUST (“AST”) PORTFOLIO NAME	STYLE/ TYPE	INVESTMENT OBJECTIVES/POLICIES	PORTFOLIO ADVISOR/ SUBADVISOR(S)
AST Bond Portfolio 2018	FIXED INCOME	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs.	■ Prudential Investment Management, Inc.
AST Bond Portfolio 2019	FIXED INCOME	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs.	■ Prudential Investment Management, Inc.
AST Bond Portfolio 2020	FIXED INCOME	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs.	■ Prudential Investment Management, Inc.
AST Bond Portfolio 2021	FIXED INCOME	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs.	■ Prudential Investment Management, Inc.
AST Bond Portfolio 2022	FIXED INCOME	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs.	■ Prudential Investment Management, Inc.
AST Bond Portfolio 2023	FIXED INCOME	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs.	■ Prudential Investment Management, Inc.
AST Bond Portfolio 2024	FIXED INCOME	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs.	■ Prudential Investment Management, Inc.
AST Bond Portfolio 2025	FIXED INCOME	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs.	■ Prudential Investment Management, Inc.
AST Capital Growth Asset Allocation Portfolio	ASSET ALLOCATION	Seeks to obtain a total return consistent with its specified level of risk tolerance.	■ Prudential Investments LLC ■ Quantitative Management Associates LLC
AST ClearBridge Dividend Growth Portfolio	LARGE-CAP BLEND	Seeks income, capital preservation, and capital appreciation.	■ ClearBridge Investments, LLC
AST Cohen & Steers Realty Portfolio	SPECIALTY	Seeks to maximize total return through investment in real estate securities.	■ Cohen & Steers Capital Management, Inc.
AST Defensive Asset Allocation Portfolio	ASSET ALLOCATION	Seeks to obtain the highest potential total return consistent with its specified level of risk tolerance.	■ Prudential Investments LLC ■ Quantitative Management Associates LLC
AST Federated Aggressive Growth Portfolio	SMALL-CAP GROWTH	Seeks capital growth.	■ Federated Equity Management Company of Pennsylvania/ Federated Global Investment Management Corp.
AST FI Pyramis® Asset Allocation Portfolio	ASSET ALLOCATION	Seeks to maximize total return.	■ Pyramis Global Advisors, LLC a Fidelity Investments Company

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ADVANCED SERIES TRUST (“AST”) PORTFOLIO NAME	STYLE/ TYPE	INVESTMENT OBJECTIVES/POLICIES	PORTFOLIO ADVISOR/ SUBADVISOR(S)
AST FI Pyramis® Quantitative Portfolio (formerly AST First Trust Balanced Target Portfolio)	ASSET ALLOCATION	Seeks long-term capital growth balanced by current income.	■ Pyramis Global Advisors, LLC a Fidelity Investments Company
AST Franklin Templeton Founding Funds Allocation Portfolio	ASSET ALLOCATION	Seeks capital appreciation while its secondary investment objective is to seek income.	■ Franklin Advisers, Inc. ■ Franklin Mutual Advisers, LLC ■ Templeton Global Advisors Limited
AST Franklin Templeton Founding Funds Plus Portfolio	ASSET ALLOCATION	Seeks capital appreciation.	■ AST Investment Services, Inc. ■ Prudential Investments LLC
AST Global Real Estate Portfolio	SPECIALTY	Seeks capital appreciation and income.	■ Prudential Real Estate Investors
AST Goldman Sachs Large-Cap Value Portfolio	LARGE-CAP VALUE	Seeks long-term growth of capital.	■ Goldman Sachs Asset Management, L.P.
AST Goldman Sachs Mid-Cap Growth Portfolio	MID-CAP GROWTH	Seeks long-term growth of capital.	■ Goldman Sachs Asset Management, L.P.
AST Goldman Sachs Multi-Asset Portfolio	ASSET ALLOCATION	Seeks to obtain a high level of total return consistent with its level of risk tolerance.	■ Goldman Sachs Asset Management, L.P.
AST Goldman Sachs Small-Cap Value Portfolio	SMALL-CAP VALUE	Seeks long-term capital appreciation.	■ Goldman Sachs Asset Management, L.P.
AST Herndon Large-Cap Value Portfolio (formerly AST BlackRock Value Portfolio)	LARGE-CAP VALUE	Seeks maximum growth of capital by investing primarily in the value stocks of larger companies.	■ Herndon Capital Management, LLC
AST High Yield Portfolio	FIXED INCOME	Seeks maximum total return, consistent with preservation of capital and prudent investment management.	■ J.P. Morgan Investment Management, Inc. ■ Prudential Investment Management, Inc.
AST International Growth Portfolio	INTERNATIONAL EQUITY	Seeks long-term capital growth.	■ Jennison Associates LLC ■ Neuberger Berman Management LLC ■ William Blair & Company, LLC
AST International Value Portfolio	INTERNATIONAL EQUITY	Seeks capital growth.	■ LSV Asset Management ■ Thornburg Investment Management, Inc.
AST Investment Grade Bond Portfolio	FIXED INCOME	Seeks to maximize total return, consistent with the preservation of capital and liquidity needs.	■ Prudential Investment Management, Inc.
AST J.P. Morgan Global Thematic Portfolio (formerly AST Horizon Growth Asset Allocation Portfolio)	ASSET ALLOCATION	Seeks capital appreciation consistent with its specified level of risk tolerance.	■ J.P. Morgan Investment Management Inc./Security Capital Research & Management Incorporated
AST J.P. Morgan International Equity Portfolio	INTERNATIONAL EQUITY	Seeks capital growth.	■ J.P. Morgan Investment Management, Inc.
AST J.P. Morgan Strategic Opportunities Portfolio	ASSET ALLOCATION	Seeks to maximize return compared to the benchmark through security selection and tactical asset allocation.	■ J.P. Morgan Investment Management, Inc.

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ADVANCED SERIES TRUST (“AST”) PORTFOLIO NAME	STYLE/ TYPE	INVESTMENT OBJECTIVES/POLICIES	PORTFOLIO ADVISOR/ SUBADVISOR(S)
AST Large-Cap Value Portfolio	LARGE-CAP VALUE	Seeks current income and long-term growth of income, as well as capital appreciation.	■ Hotchkis and Wiley Capital Management, LLC
AST Loomis Sayles Large-Cap Growth Portfolio	LARGE-CAP GROWTH	Seeks capital growth. Income realization is not an investment objective and any income realized on the Portfolio’s investments, therefore, will be incidental to the Portfolio’s objective.	■ Loomis, Sayles & Company, L.P.
AST Lord Abbett Core Fixed Income Portfolio	FIXED INCOME	Seeks income and capital appreciation to produce a high total return.	■ Lord, Abbett & Co. LLC
AST MFS Global Equity Portfolio	INTERNATIONAL EQUITY	Seeks capital growth.	■ Massachusetts Financial Services Company
AST MFS Growth Portfolio	LARGE-CAP GROWTH	Seeks long-term capital growth and future, rather than current income.	■ Massachusetts Financial Services Company
AST MFS Large-Cap Value Portfolio	LARGE-CAP VALUE	Seeks capital appreciation.	■ Massachusetts Financial Services Company
AST Mid-Cap Value Portfolio	MID-CAP VALUE	Seeks to provide capital growth by investing primarily in mid-capitalization stocks that appear to be undervalued.	■ EARNEST Partners, LLC ■ WEDGE Capital Management L.L.P.
AST Money Market Portfolio	FIXED INCOME	Seeks high current income and maintain high levels of liquidity.	■ Prudential Investment Management, Inc.
AST Neuberger Berman Core Bond Portfolio	FIXED INCOME	Seeks to maximize total return consistent with the preservation of capital.	■ Neuberger Berman Fixed Income LLC
AST Neuberger Berman Mid-Cap Growth Portfolio	MID-CAP GROWTH	Seeks capital growth.	■ Neuberger Berman Management LLC
AST Neuberger Berman/LSV Mid-Cap Value Portfolio	MID-CAP VALUE	Seeks capital growth.	■ LSV Asset Management ■ Neuberger Berman Management LLC
AST New Discovery Asset Allocation Portfolio	ASSET ALLOCATION	Seeks total return.

■     Bradford & Marzec LLC

■     Brown Advisory, LLC

■     C.S. McKee, LP

■     EARNEST Partners, LLC

■     Epoch Investment Partners, Inc.

■     Parametric Portfolio Associates LLC Security Investors, LLC

■     Thompson, Siegel & Walmsley LLC

AST Parametric Emerging Markets Equity Portfolio	INTERNATIONAL EQUITY	Seeks long-term capital appreciation.	■ Parametric Portfolio Associates LLC
AST PIMCO Limited Maturity Bond Portfolio	FIXED INCOME	Seeks to maximize total return consistent with preservation of capital and prudent investment management.	■ Pacific Investment Management Company LLC (PIMCO)

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ADVANCED SERIES TRUST (“AST”) PORTFOLIO NAME	STYLE/ TYPE	INVESTMENT OBJECTIVES/POLICIES	PORTFOLIO ADVISOR/ SUBADVISOR(S)
AST PIMCO Total Return Bond Portfolio	FIXED INCOME	Seeks to maximize total return consistent with preservation of capital and prudent investment management.	■ Pacific Investment Management Company LLC (PIMCO)
AST Preservation Asset Allocation Portfolio	ASSET ALLOCATION	Seeks to obtain a total return consistent with its specified level of risk tolerance.	■ Prudential Investments LLC ■ Quantitative Management Associates LLC
AST Prudential Core Bond Portfolio	FIXED INCOME	Seeks to maximize total return consistent with the long-term preservation of capital.	■ Prudential Investment Management, Inc.
AST Prudential Growth Allocation Portfolio	ASSET ALLOCATION	Seeks total return.	■ Prudential Investment Management, Inc. ■ Quantitative Management Associates LLC
AST QMA Emerging Markets Equity Portfolio	INTERNATIONAL EQUITY	Seeks long-term capital appreciation.	■ Quantitative Management Associates LLC
AST QMA Large-Cap Portfolio	LARGE-CAP BLEND	Seeks long-term capital appreciation.	■ Quantitative Management Associates LLC
AST QMA US Equity Alpha Portfolio	LARGE-CAP BLEND	Seeks long term capital appreciation.	■ Quantitative Management Associates LLC
AST Quantitative Modeling Portfolio	ASSET ALLOCATION	Seeks a high potential return while attempting to mitigate downside risk during adverse market cycles.	■ Quantitative Management Associates LLC
AST RCM World Trends Portfolio (formerly AST Moderate Asset Allocation Portfolio)	ASSET ALLOCATION	Seeks highest potential total return consistent with its specified level of risk tolerance.	■ Allianz Global Investors U.S. LLC
AST Schroders Global Tactical Portfolio	ASSET ALLOCATION	Seeks to outperform its blended performance benchmark.	■ Schroder Investment Management North America Inc./Schroder Investment Management North America Ltd.
AST Schroders Multi-Asset World Strategies Portfolio	ASSET ALLOCATION	Seeks long-term capital appreciation.	■ Schroder Investment Management North America Inc./Schroder Investment Management North America Ltd.
AST Small-Cap Growth Portfolio	SMALL-CAP GROWTH	Seeks long-term capital growth.	■ Eagle Asset Management, Inc. ■ Emerald Mutual Fund Advisers Trust
AST Small-Cap Value Portfolio	SMALL-CAP VALUE	Seeks to provide long-term capital growth by investing primarily in small-capitalization stocks that appear to be undervalued.	■ ClearBridge Investments, LLC ■ J.P. Morgan Investment Management, Inc. ■ Lee Munder Capital Group, LLC
AST T. Rowe Price Asset Allocation Portfolio	ASSET ALLOCATION	Seeks a high level of total return by investing primarily in a diversified portfolio of equity and fixed income securities.	■ T. Rowe Price Associates, Inc.

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ADVANCED SERIES TRUST (“AST”) PORTFOLIO NAME	STYLE/ TYPE	INVESTMENT OBJECTIVES/POLICIES	PORTFOLIO ADVISOR/ SUBADVISOR(S)
AST T. Rowe Price Equity Income Portfolio	LARGE-CAP VALUE	Seeks substantial dividend income as well as long-term growth of capital through investments in the common stocks of established companies.	■ T. Rowe Price Associates, Inc.
AST T. Rowe Price Large-Cap Growth Portfolio	LARGE-CAP GROWTH

Seeks long-term growth of capital by investing predominantly in the equity securities of a limited number of large, carefully selected, high-quality U.S. companies that are judged likely to achieve superior earnings growth.

■ T. Rowe Price Associates, Inc.
AST T. Rowe Price Natural Resources Portfolio	SPECIALTY

Seeks long-term capital growth primarily through investing in the common stocks of companies that own or develop natural resources (such as energy products, precious metals and forest products) and other basic commodities.

■ T. Rowe Price Associates, Inc.
AST Templeton Global Bond Portfolio (formerly the AST T. Rowe Price Global Bond Portfolio)	FIXED INCOME	Seeks to provide current income with capital appreciation and growth of income.	■ Franklin Advisers, Inc.
AST Wellington Management Hedged Equity Portfolio	ASSET ALLOCATION

Seeks to outperform a mix of 50% Russell 3000® Index, 20% MSCI EAFE Index, and 30% Treasury Bill Index over a full market cycle by preserving capital in adverse markets utilizing an options strategy while maintaining equity exposure to benefit from up markets through investments in Wellington Management’s equity investment strategies.

■ Wellington Management Company, LLP
AST Western Asset Core Plus Bond Portfolio	FIXED INCOME	Seeks to maximize total return, consistent with prudent investment management and liquidity needs, by investing to obtain the average duration specified for the Portfolio.	■ Western Asset Management Company/Western Asset Management Company Limited
AST Western Asset Emerging Markets Debt Portfolio	FIXED INCOME	Seeks to maximize total return.	■ Western Asset Management Company/Western Asset Management Company Limited
VARIABLE INSURANCE TRUST (“VIT”) PORTFOLIO NAME	STYLE/ TYPE	INVESTMENT OBJECTIVES/POLICIES	PORTFOLIO ADVISOR/ SUBADVISOR(S)
AIM Variable Insurance Funds (Invesco Variable Insurance Funds) – Invesco V.I. Diversified Dividend Fund – Series I shares	SPECIALTY	Seeks to provide reasonable current income and long-term growth of income and capital.	■ Invesco Advisers, Inc.

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VARIABLE INSURANCE TRUST (“VIT”) PORTFOLIO NAME	STYLE/ TYPE	INVESTMENT OBJECTIVES/POLICIES	PORTFOLIO ADVISOR/ SUBADVISOR(S)
AIM Variable Insurance Funds (Invesco Variable Insurance Funds) – Invesco V.I. Global Health Care Fund – Series I shares	SPECIALTY	Seeks long-term growth of capital.	■ Invesco Advisers, Inc.
AIM Variable Insurance Funds (Invesco Variable Insurance Funds) – Invesco V.I. Mid Cap Growth Fund – Series I shares	MID-CAP GROWTH	Seeks capital growth.	■ Invesco Advisers, Inc.
AIM Variable Insurance Funds (Invesco Variable Insurance Funds) – Invesco V.I. Technology Fund – Series I shares	SPECIALTY	Seeks long-term growth of capital.	■ Invesco Advisers, Inc.
NVIT Developing Markets Fund	INTERNATIONAL EQUITY	Seeks long-term capital appreciation, under normal conditions by investing at least 80% of its net assets in equity securities of companies that are tied economically to emerging market countries.	■ Nationwide Fund Advisors/The Boston Company Asset Management, LLC
Wells Fargo Advantage VT International Equity Fund – Class 1	INTERNATIONAL EQUITY	Seeks long-term capital appreciation.	■ Wells Fargo Funds Management, LLC, advisor; Wells Capital Management Inc., subadvisor
Wells Fargo Advantage VT Intrinsic Value Fund – Class 2	LARGE-CAP VALUE	Seeks long-term capital appreciation.	■ Wells Fargo Funds Management, LLC, advisor; Metropolitan West Capital Management, LLC, subadvisor
Wells Fargo Advantage VT Omega Growth Fund – Class 1	LARGE-CAP GROWTH	Seeks long-term capital appreciation.	■ Wells Fargo Funds Management, LLC, advisor; Wells Capital Management Inc., subadvisor
Wells Fargo Advantage VT Small Cap Growth Fund – Class 1	SMALL-CAP GROWTH	Seeks long-term capital appreciation.	■ Wells Fargo Funds Management, LLC, advisor; Wells Capital Management Inc., subadvisor

Prudential Real Estate Investors is a business unit of Prudential Investment Management, Inc.

Pyramis is a registered service mark of FMR LLC. Used under license.

Security Capital Research & Management Incorporated is a wholly owned subsidiary of J.P. Morgan Investment Management Inc.

WHAT ARE THE FIXED ALLOCATIONS?

The Fixed Allocations consist of the MVA Fixed Allocations, the DCA Fixed Rate Options used with our 6 or 12 Month Dollar Cost Averaging Program (“6 or 12 Month DCA Program”), the Fixed Allocations used with our dollar-cost averaging program, and (with respect to Highest Daily Lifetime Five only), the Benefit Fixed Rate Account. We describe the Benefit Fixed Rate Account in the section of the prospectus concerning Highest Daily Lifetime Five. We describe the Fixed Allocations used with our dollar cost averaging program outside of the 6 or 12 Month DCA Program in the section entitled “Do You Offer Dollar Cost Averaging?” We no longer offer our 6 or 12 Month DCA Program.

MVA Fixed Allocations. We offer MVA Fixed Allocations of different durations during the accumulation period. These “MVA Fixed Allocations” earn a guaranteed fixed rate of interest for a specified period of time, called the “Guarantee Period.” In most states, we offer MVA Fixed Allocations with Guarantee Periods from 1 to 10 years. We may also offer special purpose MVA Fixed Allocations for use with certain optional investment programs. We guarantee the fixed rate for the entire Guarantee Period. However,

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for MVA Fixed Allocations, if you withdraw or transfer Account Value before the end of the Guarantee Period, we will adjust the value of your withdrawal or transfer based on a formula, called a “Market Value Adjustment.” The Market Value Adjustment can either be positive or negative, depending on the movement of applicable interest rates payable on Strips of the appropriate duration. Please refer to the section entitled “How does the Market Value Adjustment Work?” for a description of the formula (including a description of Strips) along with examples of how it is calculated. You may allocate Account Value to more than one MVA Fixed Allocation at a time.

MVA Fixed Allocations are not available in Washington, Nevada, North Dakota, Maryland and Vermont. Availability of MVA Fixed Allocations is subject to change and may differ by state and by the annuity product you purchase. Please call Prudential Annuities at 1-888-PRU-2888 to determine availability of MVA Fixed Allocations in your state and for your annuity product. You may not allocate Account Value to MVA Fixed Allocations if you have elected the following Optional Benefits: Lifetime Five Income Benefit, Spousal Lifetime Five Income Benefit, Highest Daily Lifetime Five Income Benefit, Highest Daily Lifetime Seven Income Benefit, Spousal Highest Daily Lifetime Seven Income Benefit, Highest Daily Value Death Benefit, Highest Daily Lifetime Seven with Beneficiary Income Option, Spousal Highest Daily Lifetime Seven with Beneficiary Income Option, Highest Daily Lifetime Seven with Lifetime Income Accelerator, GRO, GRO Plus, GRO Plus 2008, Highest Daily GRO, Highest Daily GRO II, GRO Plus II, Highest Daily Lifetime 7 Plus Income Benefit, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 7 Plus with Beneficiary Income Option, Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option, Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator, Highest Daily Lifetime 6 Plus, Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator, and Spousal Highest Daily Lifetime 6 Plus. The interest rate that we credit to the MVA Fixed Allocations may be reduced by an amount that corresponds to the asset-based charges assessed against the Sub-accounts.

No specific fees or expenses are deducted when determining the rate we credit to an MVA Fixed Allocation. However, for some of the same reasons that we deduct the Insurance Charge against Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to MVA Fixed Allocations, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would. Any CDSC or Tax Charge applies to amounts that are taken from the Sub-accounts or the MVA Fixed Allocations.

DCA Fixed Rate Options. In addition to Fixed Allocations that are subject to a Market Value Adjustment, we offer DCA Fixed Rate Options that are used with our 6 or 12 Month Dollar Cost Averaging Program (“6 or 12 Month DCA Program”), and are not subject to any MVA. Account Value allocated to the DCA Fixed Rate Options earns the declared rate of interest while it is transferred over a 6 month or 12 month period into the Sub-accounts that you have designated. Because the interest we credit is applied against a balance that declines as transfers are made periodically to the Sub-accounts, you do not earn interest on the full amount that you allocated initially to the DCA Fixed Rate Options. A dollar cost averaging program does not assure a profit, or protect against a loss. We no longer offer our 6 or 12 Month DCA Program.

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FEES AND CHARGES

The charges under the Annuity are designed to cover, in the aggregate, our direct and indirect costs of selling, administering and providing benefits under the Annuity. They are also designed, in the aggregate, to compensate us for the risks of loss we assume. If, as we expect, the charges that we collect from the Annuities exceed our total costs in connection with the Annuities, we will earn a profit. Otherwise we will incur a loss. For example, Prudential Annuities may make a profit on the Insurance Charge if, over time, the actual costs of providing the guaranteed insurance obligations under an Annuity are less than the amount we deduct for the Insurance Charge. To the extent we make a profit on the Insurance Charge, such profit may be used for any other corporate purpose, including payment of other expenses that Prudential Annuities incurs in promoting, distributing, issuing and administering an Annuity and to offset a portion of the costs associated with offering any Credits which are funded through Prudential Annuities’ general account.

The rates of certain of our charges have been set with reference to estimates of the amount of specific types of expenses or risks that we will incur. In most cases, this prospectus identifies such expenses or risks in the name of the charge; however, the fact that any charge bears the name of, or is designed primarily to defray a particular expense or risk does not mean that the amount we collect from that charge will never be more than the amount of such expense or risk, nor does it mean that we may not also be compensated for such expense or risk out of any other charges we are permitted to deduct by the terms of the Annuity. A portion of the proceeds that Prudential Annuities receives from charges that apply to the Sub-accounts may include amounts based on market appreciation of the Sub-account values including appreciation on amounts that represent any Credits.

WHAT ARE THE CONTRACT FEES AND CHARGES?

Contingent Deferred Sales Charge: We do not deduct a sales charge from Purchase Payments you make to your Annuity. However, we may deduct a CDSC if you surrender your Annuity or when you make a partial withdrawal. The CDSC reimburses us for expenses related to sales of the Annuity, including commissions, marketing materials and other promotional expenses. The CDSC is calculated as a percentage of your Purchase Payment being surrendered or withdrawn during the applicable Annuity Year. For purposes of calculating the CDSC, we consider the year following the Issue Date of your Annuity as Year 1. The amount of the CDSC decreases over time, measured from the Issue Date of the Annuity. The CDSC percentages are shown under “Summary of Contract Fees and Charges”. If you purchase the Annuity and make a withdrawal that is subject to a CDSC, we may use part of that CDSC to recoup our costs of providing the Credit. However, we do not impose any CDSC on your withdrawal of a Credit amount.

With respect to a partial withdrawal, we calculate the CDSC by assuming that any available free withdrawal amount is taken out first (see How Much Can I Withdraw as a Free Withdrawal?). If the free withdrawal amount is not sufficient, we then assume that withdrawals are taken from Purchase Payments that have not been previously withdrawn, on a first-in, first-out basis, and subsequently from any other Account Value in the Annuity.

For purposes of calculating any applicable CDSC on a surrender, the Purchase Payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior partial withdrawals or if your Account Value has declined in value due to negative market performance. In that scenario, we would determine the CDSC amount as the applicable percentage of the Purchase Payments being withdrawn, rather than as a percentage of the remaining Account Value or withdrawal request. Thus, the CDSC would be greater than if it were calculated as a percentage of remaining Account Value or withdrawal amount.

We may waive any applicable CDSC under certain circumstances including certain medically-related circumstances or when taking a Minimum Distribution from an Annuity purchased as a “qualified” investment. Free Withdrawals, Medically-Related Surrenders and Minimum Distributions are each explained more fully in the section entitled “Access to Your Account Value”.

Transfer Fee: Currently, you may make 20 free transfers between investment options each Annuity Year. We will charge $10.00 for each transfer after the 20th in each Annuity Year. The fee will never be more than $15.00 for each transfer. We do not consider transfers made as part of a Dollar Cost Averaging, Automatic Rebalancing or asset allocation program when we count the twenty free transfers. All transfers made on the same day will be treated as one (1) transfer. Renewals or transfers of Account Value from a Fixed Allocation at the end of its Guarantee Period are not subject to the Transfer Fee and are not counted toward the twenty free transfers. Similarly, transfers made under our 6 or 12 Month Dollar Cost Averaging Program (“6 or 12 Month DCA Program”) and transfers made pursuant to a formula used with an optional benefit are not subject to the Transfer Fee and are not counted toward the 20 free transfers. We may reduce the number of free transfers allowable each Annuity Year (subject to a minimum of eight) without charging a Transfer Fee unless you make use of electronic means to transmit your transfer requests. We may eliminate the Transfer Fee for transfer requests transmitted electronically or through other means that reduce our processing costs. If you are enrolled in any program that does not permit transfer requests to be transmitted electronically, the Transfer Fee will not be waived.

Annual Maintenance Fee: During the accumulation period we deduct an Annual Maintenance Fee. The Annual Maintenance Fee is $35.00 or 2% of your Account Value (including any amount in Fixed Allocations) whichever is less. This fee will be deducted annually on the anniversary of the Issue Date of your Annuity or, if you surrender your Annuity during the Annuity Year, the fee is deducted at the time of surrender. The fee is taken out only from the Sub-accounts. We do not impose the Annual Maintenance Fee upon annuitization, the payment of a Death Benefit, or a Medically-Related Surrender. We may increase the Annual Maintenance

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Fee. However, any increase will only apply to Annuities issued after the date of the increase. For beneficiaries that elect the Beneficiary Continuation Option, the Annual Maintenance Fee is the lesser of $30 or 2% of Account Value. For a non-qualified Beneficiary Continuation Option, the fee is only applicable if the Account Value is less than $25,000 at the time the fee is assessed.

Tax Charge: Several states and some municipalities charge premium taxes or similar taxes on annuities that we are required to pay. The amount of tax will vary from jurisdiction to jurisdiction and is subject to change. We pay the tax either when purchase payments are received, upon surrender or when the Account Value is applied under an annuity option. The tax charge is designed to approximate the taxes that we are required to pay and is assessed as a percentage of purchase payments, surrender value, or Account Value as applicable. The tax charge currently ranges up to 3 1/2%. We may assess a charge against the Sub-accounts and the Fixed Allocations equal to any taxes which may be imposed upon the separate accounts.

We will pay company income taxes on the taxable corporate earnings created by this separate account product. While we may consider company income taxes when pricing our products, we do not currently include such income taxes in the tax charges you pay under the Annuity. We will periodically review the issue of charging for these taxes and may impose a charge in the future.

In calculating our corporate income tax liability, we derive certain corporate income tax benefits associated with the investment of company assets, including separate account assets, which are treated as company assets under applicable income tax law. These benefits reduce our overall corporate income tax liability. Under current law, such benefits may include foreign tax credits and corporate dividends received deductions. We do not pass these tax benefits through to holders of the separate account annuity contracts because (i) the contract owners are not the owners of the assets generating these benefits under applicable income tax law and (ii) we do not currently include company income taxes in the tax charges you pay under the contract.

Insurance Charge: We deduct an Insurance Charge daily. The charge is assessed against the daily assets allocated to the Sub-accounts and is equal to the amount indicated under “Summary of Contract Fees and Charges”. The Insurance Charge is the combination of the Mortality & Expense Risk Charge and the Administration Charge. The Insurance Charge is intended to compensate Prudential Annuities for providing the insurance benefits under each Annuity, including each Annuity’s basic Death Benefit that may provide guaranteed benefits to your beneficiaries even if the market declines and the risk that persons we guarantee annuity payments to will live longer than our assumptions. The charge compensates us for administrative costs associated with providing the Annuity benefits, including preparation of the contract and prospectus, confirmation statements, annual account statements and annual reports, legal and accounting fees as well as various related expenses. Finally, the charge compensates us for the risk that our assumptions about the mortality risks and expenses under each Annuity are incorrect and that we have agreed not to increase these charges over time despite our actual costs. We may increase the portion of the total Insurance Charge that is deducted for administrative costs; however, any increase will only apply to Annuities issued after the date of the increase.

The Insurance Charge is not deducted against assets allocated to a Fixed Allocation. However, for some of the same reasons that we deduct the Insurance Charge against Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Allocations or the DCA Fixed Rate Option, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would.

Charges for Optional Benefits: If you elect to purchase certain optional benefits, we will deduct an additional charge. For some optional benefits, the charge is deducted from your Account Value allocated to the Sub-accounts. This charge is included in the daily calculation of the Unit Price for each Sub-account. For certain other optional benefits, such as Highest Daily Lifetime 6 Plus and DCA Fixed Rate Options, the charge is assessed against the greater of Account Value and the Protected Withdrawal Value and taken out of the Sub-accounts, periodically. Please refer to the section entitled “Summary of Contract Fees and Charges” for the list of charges for each optional benefit.

Settlement Service Charge: If your beneficiary takes the death benefit under a Beneficiary Continuation Option, we deduct a Settlement Service Charge, although the Insurance Charge no longer applies. The charge is assessed daily against the average assets allocated to the Sub-accounts and is equal to an annual charge of 1.00% for non-qualified Annuities and 1.40% for qualified Annuities.

Fees and expenses incurred by the Portfolios: Each Portfolio incurs total annual operating expenses comprised of an investment management fee, other expenses and any distribution and service (12b-1) fees that may apply. These fees and expenses are reflected daily by each Portfolio before it provides Prudential Annuities with the net asset value as of the close of business each Valuation Day. More detailed information about fees and expenses can be found in the prospectuses for the Portfolios.

WHAT CHARGES APPLY TO THE FIXED ALLOCATIONS?

No specific fees or expenses are deducted when determining the rate we credit to a Fixed Allocation. However, for some of the same reasons that we deduct the Insurance Charge against Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Allocations, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would. Any CDSC or Tax Charge applies to amounts that are taken from the Sub-accounts or the Fixed Allocations. A Market Value Adjustment may also apply to transfers, certain withdrawals, surrender or annuitization from a Fixed Allocation.

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WHAT CHARGES APPLY IF I CHOOSE AN ANNUITY PAYMENT OPTION?

If you select a fixed payment option, the amount of each fixed payment will depend on the Account Value of your Annuity when you elected to annuitize. There is no specific charge deducted from these payments; however, the amount of each annuity payment reflects assumptions about our insurance expenses. If you select a variable payment option that we may offer, then the amount of your benefits will reflect changes in the value of your Annuity and will be subject to charges that apply under the variable immediate annuity option. Also, a tax charge may apply (see “Tax Charge” above). Currently, we only offer fixed payment options.

EXCEPTIONS/REDUCTIONS TO FEES AND CHARGES

We may reduce or eliminate certain fees and charges or alter the manner in which the particular fee or charge is deducted. For example, we may reduce the amount of any CDSC or the length of time it applies, reduce or eliminate the amount of the Annual Maintenance Fee or reduce the portion of the total Insurance Charge that is deducted as an Administration Charge. We will not discriminate unfairly between Annuity purchasers if and when we reduce any fees and charges.

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PURCHASING YOUR ANNUITY

Please note that these Annuities are no longer available for new sales. The information provided in this section is for informational purposes only.

WHAT ARE OUR REQUIREMENTS FOR PURCHASING THE ANNUITY?

Initial Purchase Payment: We no longer allow new purchases of this Annuity. Previously, you must have made a minimum initial Purchase Payment of $10,000. However, if you decided to make payments under a systematic investment or an electronic funds transfer program, we would have accepted a lower initial Purchase Payment provided that, within the first Annuity Year, your subsequent purchase payments plus your initial Purchase Payment totaled the minimum initial Purchase Payment amount required for the Annuity purchased.

We may apply certain limitations, restrictions, and/or underwriting standards as a condition of our issuance of an Annuity and/or acceptance of Purchase Payments. All such conditions are described below.

We must approve any initial and additional Purchase Payments where the total amount of Purchase Payments equal $1,000,000 or more with respect to this Annuity and any other annuities you are purchasing from us (or that you already own) and/or our affiliates. To the extent allowed by state law, that required approval also will apply to a proposed change of owner of the Annuity, if as a result of the ownership change, total Purchase Payments would equal or exceed that $1 million threshold. Applicable laws designed to counter terrorists and prevent money laundering might, in certain circumstances, require us to block an Annuity Owner’s ability to make certain transactions, and thereby refuse to accept Purchase Payments or requests for transfers, partial withdrawals, total withdrawals, death benefits, or income payments until instructions are received from the appropriate regulator. We also may be required to provide additional information about you and your Annuity to government regulators.

Speculative Investing – Do not purchase this Annuity if you, anyone acting on your behalf, and/or anyone providing advice to you plan to use it, or any of its riders, for speculation, arbitrage, viatication or any other type of collective investment scheme now or at any time prior to termination of the Annuity. Your Annuity may not be traded on any stock exchange or secondary market. By purchasing this Annuity, you represent and warrant that you are not using this Annuity, or any of its riders, for speculation, arbitrage, viatication or any other type of collective investment scheme.

Currently, we will not issue an Annuity, permit changes in ownership or allow assignments to certain ownership types, including but not limited to: corporations, partnerships and endowments and grantor trusts with multiple grantors. Further, we will only issue an Annuity, allow changes of ownership and/or permit assignments to certain ownership types if the Annuity is held exclusively for the benefit of the designated annuitant. These rules are subject to state law. Additionally, we will not permit election or re-election of any optional death benefit or optional living benefit by certain ownership types. We may issue an Annuity in ownership structures where the annuitant is also the participant in a Qualified or Non-Qualified employer sponsored plan and the Annuity represents his or her segregated interest in such plan. We reserve the right to further limit, restrict and/or change to whom we will issue an Annuity in the future, to the extent permitted by state law. Further, please be aware that we do not provide administration for employer-sponsored plans and may also limit the number of plan participants that elect to use our Annuity as a funding vehicle.

Applicable laws designed to counter terrorists and prevent money laundering might, in certain circumstances, require us to block a contract owner’s ability to make certain transactions, and thereby refuse to accept Purchase Payments or requests for transfers, partial withdrawals, total withdrawals, death benefits, or income payments until instructions are received from the appropriate regulator. We also may be required to provide additional information about you and your Annuity to government regulators.

Except as noted below, Purchase Payments must be submitted by check drawn on a U.S. bank, in U.S. dollars, and made payable to Prudential Annuities. Purchase Payments may also be submitted via 1035 exchange or direct transfer of funds. Under certain circumstances, Purchase Payments may be transmitted to Prudential Annuities via wiring funds through your Financial Professional’s broker-dealer firm. Additional Purchase Payments may also be applied to your Annuity under an electronic funds transfer arrangement where you authorize us to deduct money directly from your bank account. We may reject any payment if it is received in an unacceptable form. We may also suspend or cancel electronic funds transfer privileges if we have limited, restricted, suspended or rejected our acceptance of additional Purchase Payments. Our acceptance of a check is subject to our ability to collect funds.

Age Restrictions: Unless we agree otherwise and subject to our rules, the Owner (or Annuitant if entity owned) must not be older than a maximum issue age as of the Issue Date of the Annuity as follows: age 75. If an Annuity is owned jointly, the oldest of the Owners must not be older than the maximum issue age on the Issue Date. You should consider your need to access your Account Value and whether the Annuity’s liquidity features will satisfy that need. If you take a distribution prior to age 59 1/2, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain. The availability and level of protection of certain optional benefits may vary based on the age of the Owner on the Issue Date of the Annuity or the date of the Owner’s death.

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Owner, Annuitant and Beneficiary Designations: We will ask you to name the Owner(s), Annuitant and one or more Beneficiaries for your Annuity.

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Owner: The Owner(s) holds all rights under the Annuity. You may name up to two Owners in which case all ownership rights are held jointly. Generally, joint owners are required to act jointly; however, if each owner provides us with an instruction that we find acceptable, we will permit each owner to act independently on behalf of both owners. All information and documents that we are required to send you will be sent to the first named owner. This Annuity does not provide a right of survivorship. Refer to the Glossary of Terms for a complete description of the term “Owner.”

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Annuitant: The Annuitant is the person upon whose life we continue to make annuity payments. You must name an Annuitant who is a natural person. We do not accept a designation of joint Annuitants during the accumulation period. In limited circumstances and where allowed by law, you may name one or more Contingent Annuitants. Generally, a Contingent Annuitant will become the Annuitant if the Annuitant dies before the Annuity Date. Please refer to the discussion of “Considerations for Contingent Annuitants” in the Tax Considerations section of the Prospectus. For Beneficiary Annuities, instead of an Annuitant there is a “Key Life” which is used to determine the annual required distributions.

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Beneficiary: The Beneficiary is the person(s) or entity you name to receive the Death Benefit. Your Beneficiary Designation should be the exact name of your beneficiary, not only a reference to the beneficiary’s relationship to you. If you use a designation of “surviving spouse,” we will pay the Death Benefit to the individual that is your spouse at the time of your death (as defined under the federal tax laws and regulations). If no beneficiary is named the Death Benefit will be paid to you or your estate. For Annuities that designate a custodian or a plan as Owner, the custodian or plan must also be designated as the Beneficiary. For Beneficiary Annuities, instead of a Beneficiary, the term “Successor” is used.

Your right to make certain designations may be limited if your Annuity is to be used as a “qualified” investment that is given beneficial tax treatment under the Code. You should seek competent tax advice on the income, estate and gift tax implications of your designations.

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MANAGING YOUR ANNUITY

MAY I CHANGE THE OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS?

In general, you may change the Owner, Annuitant and Beneficiary Designations by sending us a request in writing in a form acceptable to us. Upon an ownership change, including an assignment, any automated investment or withdrawal programs will be canceled. The new owner must submit the applicable program enrollment if they wish to participate in such a program. Where allowed by law, such changes will be subject to our acceptance. Some of the changes we will not accept include, but are not limited to:

■	a new Owner subsequent to the death of the Owner or the first of any joint Owners to die, except where a spouse Beneficiary has become the Owner as a result of an Owner’s death;
■	a new Annuitant subsequent to the Annuity Date;
■	for “non-qualified” investments, a new Annuitant prior to the Annuity Date if the Annuity is owned by an entity;
■	a change in Beneficiary if the Owner had previously made the designation irrevocable;
■	a new Owner or Annuitant that is a certain ownership type, including but not limited to corporations, partnerships, endowments, and grantor trusts with multiple grantors (if allowed by state law); and
■	a new Annuitant for a contract issued to a grantor trust where the new Annuitant is not the grantor of the trust.

There are also restrictions on designation changes when you have elected certain optional benefits. See the “Living Benefits” and “Death Benefits” sections of this Prospectus for any such restrictions.

If you wish to change the Owner and/or Beneficiary under the Annuity, or to assign the Annuity, you must deliver the request to us in writing at our Service Office. Generally, any change of Owner and/or Beneficiary, or assignment of the Annuity, will take effect when accepted and recorded by us (unless an alternative rule is stipulated by applicable State law). We will allow changes of ownership and/or assignments only if the Annuity is held exclusively for the benefit of the designated Annuitant. We are not responsible for any transactions processed before a change of Owner and/or Beneficiary, and an assignment of the Annuity, is accepted and recorded by us. Unless prohibited by applicable State law, we reserve the right to refuse a proposed change of Owner and/or Beneficiary, and a proposed assignment of the Annuity.

We will reject a proposed change where the proposed Owner, Annuitant, Beneficiary or assignee is any of the following:

■	a company(ies) that issues or manages viatical or structured settlements;
■	an institutional investment company;
■	an Owner with no insurable relationship to the Annuitant or Contingent Annuitant (a “Stranger-Owned Annuity” or “STOA”); or
■	a change in designation(s) that does not comply with or that we cannot administer in compliance with Federal and/or state law.

We implement this right on a non-discriminatory basis, and to the extent allowed by State law, and we are not obligated to process your request within any particular timeframe. For New York Annuities, a request to change the Owner, Annuitant, Contingent Annuitant, Beneficiary and contingent Beneficiary designations is effective when signed, and an assignment is effective upon our receipt. We assume no responsibility for the validity or tax consequences of any change of Owner and/or Beneficiary or any assignment of the Annuity, and may be required to make reports of ownership changes and/or assignments to the appropriate federal, state and/or local taxing authorities. You should consult with a qualified tax advisor for complete information and advice prior to any ownership change or assignment. Once an ownership change or assignment is processed, the tax reporting cannot be reversed.

We accept assignments of non-qualified Annuities only.

Death Benefit Suspension Upon Change of Owner or Annuitant. If there is a change of Owner or Annuitant, the change may affect the amount of the Death Benefit. See the Death Benefit section of this prospectus for additional details.

Spousal Designations

If an Annuity is co-owned by spouses, we will assume that the sole primary Beneficiary is the surviving spouse that was named as the co-owner unless you elect an alternative Beneficiary Designation. Unless you elect an alternative Beneficiary Designation, upon the death of either spousal Owner, the surviving spouse may elect to assume ownership of the Annuity instead of taking the Death Benefit payment. The Death Benefit that would have been payable will be the new Account Value of the Annuity as of the date of due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the beneficiary of the surviving spouse, the new Account Value will be considered as the initial Purchase Payment. No CDSC will apply to the new Account Value. However, any additional Purchase Payments applied after the date the assumption is effective will be subject to all provisions of the Annuity, including the CDSC when applicable.

Spousal assumption is also permitted, subject to our rules and regulatory approval, if the Annuity is held by a custodial account established to hold retirement assets for the benefit of the natural person Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (“Code”) (or any successor Code section thereto) (“Custodial Account”) and, on the date of the Annuitant’s death, the spouse of the Annuitant is (1) the Contingent Annuitant under the Annuity and (2) the beneficiary of the Custodial

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Account. The ability to continue the Annuity in this manner will result in the Annuity no longer qualifying for tax deferral under the Code. However, such tax deferral should result from the ownership of the Annuity by the Custodial Account. Please consult your tax or legal adviser.

Note that any division of your Annuity due to divorce will be treated as a withdrawal and the non-owner spouse may then decide whether he or she would like to purchase a new Annuity, subject to the rules current at the time of purchase, with the withdrawn funds.

Prior to a recent Supreme Court decision, and consistent with Section 3 of the federal Defense of Marriage Act (“DOMA”), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in United States v. Windsor, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing for federal law purposes a valid same sex marriage. The Windsor decision means that the favorable tax benefits afforded by the federal tax law to an opposite sex spouse under the Internal Revenue Code (IRC) are now available to a same sex spouse.

On August 29, 2013, the Internal Revenue Service (“IRS”) issued guidance on its position regarding same sex marriages for federal tax purposes. If a couple is married in a jurisdiction (including a foreign country) that recognizes same sex marriages, that marriage will be recognized for all federal tax purposes regardless of the law in the jurisdiction where they reside. However, the IRS did not recognize civil unions and registered domestic partnerships as marriages for federal tax purposes. Currently, if a state does not recognize a civil union or a registered domestic partnership as a marriage, it is not a marriage for federal tax purposes. Please consult with your tax or legal advisor before electing the Spousal Benefit for a same sex spouse or civil union partner. Please see “Tax Considerations” for more information.

Contingent Annuitant

Generally, if an Annuity is owned by an entity and the entity has named a Contingent Annuitant, the Contingent Annuitant will become the Annuitant upon the death of the Annuitant, and no Death Benefit is payable. Unless we agree otherwise, the Annuity is only eligible to have a Contingent Annuitant designation if the entity which owns the Annuity is (1) a plan described in Internal Revenue Code Section 72(s)(5)(A)(i) (or any successor Code section thereto); (2) an entity described in Code Section 72(u)(1) (or any successor Code section thereto); or (3) a Custodial Account, as described in the above section.

Where the Annuity is held by a Custodial Account, the Contingent Annuitant will not automatically become the Annuitant upon the death of the Annuitant. Upon the death of the Annuitant, the Custodial Account will have the choice, subject to our rules, to either elect to receive the Death Benefit or elect to continue the Annuity. If the Custodial Account elects to receive the Death Benefit, the Account Value of the Annuity as of the date of due proof of death of the Annuitant will reflect the amount that would have been payable had a Death Benefit been paid. See the section above entitled “Spousal Designations” for more information about how the Annuity can be continued by a Custodial Account.

MAY I RETURN MY ANNUITY IF I CHANGE MY MIND?

If after purchasing your Annuity you change your mind and decide that you do not want it, you may return it to us within a certain period of time known as a right to cancel period. This is often referred to as a “free look.” Depending on the state in which you purchased your Annuity and, in some states, if you purchased the Annuity as a replacement for a prior contract, the right to cancel period may be ten (10) days, or longer, measured from the time that you received your Annuity (the free look period for replacements typically is longer, such as 20 or 30 days). If you return your Annuity during the applicable period, we will refund your current Account Value plus any tax charge deducted, less any applicable federal and state income tax withholding and depending on your state’s requirements, any applicable insurance charges deducted. The amount returned to you may be higher or lower than the Purchase Payment(s) applied during the right to cancel period and may be subject to a market value adjustment if it was allocated to a MVA Fixed Allocation, to the extent allowed by State law. If you return your Annuity, we will not return any XTra Credits we applied to your Annuity based on your Purchase Payments.

MAY I MAKE ADDITIONAL PURCHASE PAYMENTS?

Unless we agree otherwise and subject to our rules, the minimum amount that we accept as an additional Purchase Payment is $100 unless you participate in our Systematic Investment Plan or a periodic Purchase Payment program. Purchase Payments made while you participate in an asset allocation program will be allocated in accordance with such benefit. Additional Purchase Payments may be made at anytime before the Annuity Date or prior to the Account Value being reduced to zero. Please see the “Living Benefits” section of this prospectus for further information on additional Purchase Payments.

MAY I MAKE SCHEDULED PAYMENTS DIRECTLY FROM MY BANK ACCOUNT?

You can make additional Purchase Payments to your Annuity by authorizing us to deduct money directly from your bank account and applying it to your Annuity. We call our electronic funds transfer program the “Systematic Investment Plan.” Purchase Payments made through electronic funds transfer may only be allocated to the Sub-accounts when applied. Different allocation requirements may apply in connection with certain optional benefits. We may allow you to invest in your Annuity with a lower initial Purchase Payment, as long as you authorize payments through an electronic funds transfer that will equal at least the minimum Purchase Payment set forth above during the first 12 months of your Annuity. We may suspend or cancel electronic funds transfer privileges if

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sufficient funds are not available from the applicable financial institution on any date that a transaction is scheduled to occur. We may also suspend or cancel electronic funds transfer privileges if we have limited, restricted, suspended or rejected our acceptance of additional purchase payments.

MAY I MAKE PURCHASE PAYMENTS THROUGH A SALARY REDUCTION PROGRAM?

These types of programs are only available with certain types of qualified investments. If your employer sponsors such a program, we may agree to accept periodic Purchase Payments through a salary reduction program as long as the allocations are made only to Sub-accounts and the periodic Purchase Payments received in the first year total at least the minimum Purchase Payment set forth above.

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MANAGING YOUR ACCOUNT VALUE

HOW AND WHEN ARE PURCHASE PAYMENTS INVESTED?

(See “Valuing Your Investment” for a description of our procedure for pricing initial and subsequent Purchase Payments.)

Initial Purchase Payment: Once we accept your application, we invest your Purchase Payment in your Annuity according to your instructions for allocating your Account Value. The Purchase Payment is your initial Purchase Payment minus any tax charges that may apply. You can allocate purchase payment to one or more Sub-accounts or available Fixed Allocations. Investment restrictions will apply if you elect certain available optional benefits.

Subsequent Purchase Payments: Unless you participate in an asset allocation program, or unless you have provided us with other specific allocation instructions for one, more than one, or all subsequent Purchase Payments, we will allocate any additional Purchase Payments you make according to your initial Purchase Payment allocation instructions. If you so instruct us, we will allocate subsequent Purchase Payments according to any new allocation instructions. Unless you tell us otherwise, Purchase Payments made while you participate in an asset allocation program will be allocated in accordance with such program.

HOW DO I RECEIVE CREDITS UNDER THE XT8 ANNUITY?

We apply a “Credit” to your Annuity’s Account Value each time you make a Purchase Payment during the first six (6) Annuity Years. The amount of the Credit is payable from our general account. The amount of the Credit depends on the Annuity Year in which the Purchase Payment(s) is made, and the amount of the Purchase Payment according to the table below:

ANNUITY YEAR	CREDIT (Cumulative Purchase Payments $100,000 or Greater)	CREDIT (Cumulative Purchase Payments Less than $100,000)
1	8.00%	6.00%
2	6.00%	5.00%
3	4.00%	4.00%
4	3.00%	3.00%
5	2.00%	2.00%
6	1.00%	1.00%
7+	0.00%	0.00%

HOW ARE CREDITS APPLIED TO ACCOUNT VALUE UNDER THE XT8 ANNUITY?

Each Credit is allocated to your Account Value at the time the Purchase Payment is applied to your Account Value. The amount of the Credit is allocated to the investment options in the same ratio as the applicable Purchase Payment is applied.

If your Annuity is being funded with an initial Purchase Payments that includes a transfer of assets, as we define through our administrative procedures, and the total initial Purchase Payment equals or exceeds $100,000, we will Credit you with the higher Credit described in the chart above.

Examples of Applying Credits

Initial Purchase Payment

Assume you make an initial Purchase Payment of $75,000 and your Annuity is issued on January 2, 2009. Since the cumulative Purchase Payments are less than $100,000 and the contract is in the first Annuity Year, we would apply a 6% Credit to your Purchase Payment and allocate the amount of the Credit ($4500 = $75,000 X .060) to your Account Value in the proportion that your Purchase Payment is allocated.

Initial Purchase Payment With Transfer of Assets
Assume you make an initial Purchase Payment of $105,000 (which consists of a check for $75,000 and exchange paperwork indicating additional purchase payments of $30,000) and your Annuity is issued on January 2, 2009 with the receipt of the check for $75,000. On January 16, 2009 the remaining $30,000, as indicated by the exchange paperwork, is received. Since the cumulative Purchase Payments are greater than $100,000 and the contract is in the first Annuity Year, we would apply an 8% Credit to the January 2, 2009 portion of your Purchase Payment and allocate the amount of the Credit ($6,000 = $75,000 X .08) to your Account Value on January 2, 2009 and we would apply an 8% Credit to the January 16, 2009 portion of your Purchase Payment and allocate the amount of the Credit ($2,400 = $30,000 X .080) to your Account Value on January 16, 2009.

Additional Purchase Payment in Annuity Year 1

Assume that you make an additional Purchase Payment of $30,000 on March 5, 2009. The cumulative Purchase Payments are greater than $100,000; therefore we would apply an 8.0% Credit to your March 5, 2009 Purchase Payment and allocate the amount of the Credit ($2400 = $30,000 X .08) to your Account Value.

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Additional Purchase Payment in Annuity Year 6

Assume that you make an additional Purchase Payment of $25,000 on February 6, 2014. The cumulative Purchase Payments are greater than $100,000 and the contract is in the sixth year; therefore we would apply a 1.0% Credit to your Purchase Payment and allocate the amount of the Credit ($250 = $25,000 X .01) to your Account Value.

Recapture of XTra Credits

The amount of any XTra Credits applied to your Annuity Account Value can be taken back by Prudential Annuities. Specifically, if you elect to “free look” your Annuity, the amount returned to you will not include the amount of any XTra Credits.

We obtained an exemptive order from the SEC that allows us to recapture the XTra Credit amounts under this Annuity (a) if you return the Annuity during the “free look” period or (b) if the XTra Credit amount was granted within 12 months immediately before a death that triggers payment of the Annuity’s death benefit (if allowed by State law) or (c) if the XTra Credit amount was granted within 12 months immediately prior to your exercise of the Medically-Related Surrender provision of the Annuity. We have determined not to recapture Credits under that order. Thus, we will not recapture Credits granted within 12 months prior to death or a Medically-Related Surrender.

General Information about Credits

■	We do not consider Credits to be “investment in the contract” for income tax purposes.
■	You may not withdraw the amount of any Credits under the Free Withdrawal provision. The Free Withdrawal provision only applies to withdrawals of Purchase Payments.

ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?

During the accumulation period you may transfer Account Value between investment options subject to the restrictions outlined below. Transfers are not subject to taxation on any gain. You may not transfer Account Value to any Fixed Allocation used with a dollar cost averaging program or any DCA Fixed Rate Options. You may only allocate Purchase Payments to Fixed Allocations used with a dollar cost averaging program or the DCA Fixed Rate Options.

Currently, we charge $10.00 for each transfer after the twentieth (20th) transfer in each Annuity Year. Transfers made as part of a Dollar Cost Averaging (including the 6 or 12 Month Dollar Cost Averaging Program), Automatic Rebalancing or asset allocation program do not count toward the twenty free transfer limit. Renewals or transfers of Account Value from a MVA Fixed Allocation at the end of its Guarantee Period are not subject to the transfer charge. We may reduce the number of free transfers allowable each Annuity Year (subject to a minimum of eight) without charging a Transfer Fee. We may also increase the Transfer Fee that we charge to $15.00 for each transfer after the number of free transfers has been used up. We may eliminate the Transfer Fee for transfer requests transmitted electronically or through other means that reduce our processing costs. If enrolled in any program that does not permit transfer requests to be transmitted electronically, the Transfer Fee will not be waived.

Once you have made 20 transfers among the Sub-accounts during an Annuity Year, we will accept any additional transfer request during that year only if the request is submitted to us in writing with an original signature and otherwise is in good order. For purposes of this 20 transfer limit, we (i) do not view a facsimile transmission or other electronic transmission as a “writing”, (ii) will treat multiple transfer requests submitted on the same Valuation Day as a single transfer, and (iii) do not count any transfer that solely involves one of our systematic programs, such as asset allocation and automated withdrawals.

Frequent transfers among Sub-accounts in response to short-term fluctuations in markets, sometimes called “market timing,” can make it very difficult for a Portfolio manager to manage a Portfolio’s investments. Frequent transfers may cause the Portfolio to hold more cash than otherwise necessary, disrupt management strategies, increase transaction costs, or affect performance.

In light of the risks posed to Owners and other investors by frequent transfers, we reserve the right to limit the number of transfers in any Annuity Year for all existing or new Owners and to take the other actions discussed below. We also reserve the right to limit the number of transfers in any Annuity Year or to refuse any transfer request for an Owner or certain Owners if: (a) we believe that excessive transfer activity (as we define it) or a specific transfer request or group of transfer requests may have a detrimental effect on Unit Values or the share prices of the Portfolios; or (b) we are informed by a Portfolio (e.g., by the Portfolio’s portfolio manager) that the purchase or redemption of shares in the Portfolio must be restricted because the Portfolio believes the transfer activity to which such purchase and redemption relates would have a detrimental effect on the share prices of the affected Portfolio. Without limiting the above, the most likely scenario where either of the above could occur would be if the aggregate amount of a trade or trades represented a relatively large proportion of the total assets of a particular Portfolio. In furtherance of our general authority to restrict transfers as described above, and without limiting other actions we may take in the future, we have adopted the following specific restrictions:

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With respect to each Sub-account (other than the AST Money Market Sub-account), we track amounts exceeding a certain dollar threshold that were transferred into the Sub-account. If you transfer such amount into a particular Sub-account, and within 30 calendar days thereafter transfer (the “Transfer Out”) all or a portion of that amount into another Sub-account, then upon the Transfer Out, the former Sub-account becomes restricted (the “Restricted Sub-account”). Specifically, we will not permit subsequent transfers into the Restricted Sub-account for 90 calendar days after the Transfer Out if the Restricted Sub-account

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invests in a non-international Portfolio, or 180 calendar days after the Transfer Out if the Restricted Sub-account invests in an international Portfolio. For purposes of this rule, we (i) do not count transfers made in connection with one of our systematic programs, such as asset allocation and automated withdrawals and (ii) do not categorize as a transfer the first transfer that you make after the Issue Date, if you make that transfer within 30 calendar days after the Issue Date. Even if an amount becomes restricted under the foregoing rules, you are still free to redeem the amount from your Annuity at any time.

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We reserve the right to effect exchanges on a delayed basis for all contracts. That is, we may price an exchange involving the Sub-accounts on the Valuation Day subsequent to the Valuation Day on which the exchange request was received. Before implementing such a practice, we would issue a separate written notice to Owners that explains the practice in detail.

If we deny one or more transfer requests under the foregoing rules, we will inform you or your Financial Professional promptly of the circumstances concerning the denial.

There are contract owners of different variable annuity contracts that are funded through the same Separate Account that are not subject to the above-referenced transfer restrictions and, therefore, might make more numerous and frequent transfers than contract owners who are subject to such limitations. Finally, there are contract owners of other variable annuity contracts or variable life contracts that are issued by Prudential Annuities as well as other insurance companies that have the same underlying mutual fund portfolios available to them. Since some contract owners are not subject to the same transfer restrictions, unfavorable consequences associated with such frequent trading within the underlying mutual fund (e.g., greater portfolio turnover, higher transaction costs, or performance or tax issues) may affect all contract owners. Similarly, while contracts managed by a Financial Professional or third party investment advisor are subject to the restrictions on transfers between investment options that are discussed above, if the advisor manages a number of contracts in the same fashion unfavorable consequences may be associated with management activity since it may involve the movement of a substantial portion of an underlying mutual fund’s assets which may affect all contract owners invested in the affected options. Apart from such differences in transfer restrictions, we will apply these rules uniformly (including contracts managed by a Financial Professional or third party investment advisor), and will not waive a transfer restriction for any contract owner.

Although our transfer restrictions are designed to prevent excessive transfers, they are not capable of preventing every potential occurrence of excessive transfer activity.

The Portfolios have adopted their own policies and procedures with respect to excessive trading of their respective shares, and we reserve the right to enforce any such current or future policies and procedures. The prospectuses for the Portfolios describe any such policies and procedures, which may be more or less restrictive than the policies and procedures we have adopted. Under SEC rules, we are required to: (1) enter into a written agreement with each Portfolio or its principal underwriter or its transfer agent that obligates us to provide to the Portfolio promptly upon request certain information about the trading activity of individual contract owners (including an Annuity Owner’s TIN number), and (2) execute instructions from the Portfolio to restrict or prohibit further purchases or transfers by specific contract owners who violate the excessive trading policies established by the Portfolio. In addition, you should be aware that some Portfolios may receive “omnibus” purchase and redemption orders from other insurance companies or intermediaries such as retirement plans. The omnibus orders reflect the aggregation and netting of multiple orders from individual owners of variable insurance contracts and/or individual retirement plan participants. The omnibus nature of these orders may limit the Portfolios in their ability to apply their excessive trading policies and procedures. In addition, the other insurance companies and/or retirement plans may have different policies and procedures or may not have any such policies and procedures because of contractual limitations. For these reasons, we cannot guarantee that the Portfolios (and thus contract owners) will not be harmed by transfer activity relating to other insurance companies and/or retirement plans that may invest in the Portfolios.

A Portfolio also may assess a short term trading fee (redemption fee) in connection with a transfer out of the Sub-account investing in that Portfolio that occurs within a certain number of days following the date of allocation to the Sub-account. Each Portfolio determines the amount of the short term trading fee and when the fee is imposed. The fee is retained by or paid to the Portfolio and is not retained by us. The fee will be deducted from your Account Value, to the extent allowed by law. At present, no Portfolio has adopted a short-term trading fee.

DO YOU OFFER DOLLAR COST AVERAGING?

Yes. As discussed below, we offer Dollar Cost Averaging programs during the accumulation period. In general, Dollar Cost Averaging allows you to systematically transfer an amount periodically from one investment option to one or more other investment options. You can choose to transfer earnings only, principal plus earnings or a flat dollar amount. You may elect a Dollar Cost Averaging program that transfers amounts monthly, quarterly, semi-annually, or annually from Sub-accounts, or a program that transfers amounts monthly from Fixed Allocations or the DCA Fixed Rate Options. By investing amounts on a regular basis instead of investing the total amount at one time, Dollar Cost Averaging may decrease the effect of market fluctuation on the investment of your Purchase Payment. This may result in a lower average cost of units over time. However, there is no guarantee that Dollar Cost Averaging will result in a profit or protect against a loss in a declining market. We do not deduct a charge for participating in a Dollar Cost Averaging program.

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You can Dollar Cost Average from Sub-accounts, the Fixed Allocations or the DCA Fixed Rate Options. Dollar Cost Averaging from Fixed Allocations is subject to a number of rules that include, but are not limited to the following:

■	You may only use Fixed Allocations with Guarantee Periods of 1, 2 or 3 years (except for the DCA Fixed Rate Options).
■

You may only Dollar Cost Average earnings or principal plus earnings. If transferring principal plus earnings, the program must be designed to last the entire Guarantee Period for the Fixed Allocation.

■	Dollar Cost Averaging transfers from Fixed Allocations are not subject to a Market Value Adjustment.

NOTE: When a Dollar Cost Averaging program is established from a Fixed Allocation or a DCA Fixed Rate Option, the fixed rate of interest we credit to your Account Value is applied to a declining balance due to the transfers of Account Value to the Sub-accounts. This will reduce the effective rate of return on the Fixed Allocation or a DCA Fixed Rate Option over the Guarantee Period or the duration of the program, respectively.

The Dollar Cost Averaging programs are not available if you have elected an automatic rebalancing program or an asset allocation program. Dollar Cost Averaging from Fixed Allocations also is not available if you elect certain optional benefits.

Prudential Annuities originally offered specific Fixed Allocations with Guarantee Periods of 6 months or 12 months exclusively for use with a Dollar Cost Averaging program. Those 6 month/12 month Fixed Allocations were designed to automatically transfer Account Value in either 6 or 12 payments under a Dollar Cost Averaging program. Dollar Cost Averaging transfers commenced on the date the Fixed Allocation was established and then proceeded each month following until the entire principal amount plus earnings was transferred. Fixed Allocations could only be established with your initial Purchase Payment or additional Purchase Payments. You could not transfer existing Account Value to a Fixed Allocation. We discontinued offering these 6 and 12 month Fixed Allocations beginning on May 1, 2009.

Under our current dollar cost averaging programs used with Fixed Allocations, Account Value allocated to the Fixed Allocation will be transferred to the Sub-accounts you choose. If you terminate the Dollar Cost Averaging program before the entire principal amount plus earnings has been transferred to the Sub-account(s), you must transfer all remaining Account Value to any other investment option. Unless you provide alternate instructions at the time you terminate the Dollar Cost Averaging program, Account Value will be transferred to the AST Money Market Sub-account, unless restricted due to benefit election. Transfers from Fixed Allocations as part of a Dollar Cost Averaging program are not subject to a Market Value Adjustment. However, a Market Value Adjustment will apply if you terminate the Dollar Cost Averaging program before the entire principal amount plus earnings has been transferred to the Sub-account(s). Please note that under the 6 or 12 Month DCA Program (described immediately below), no Market Value Adjustment applies.

6 OR 12 MONTH DOLLAR COST AVERAGING PROGRAM (THE “6 OR 12 MONTH DCA PROGRAM”)-We no longer offer our 6 or 12 Month DCA Program.

The 6 or 12 Month DCA Program was available for contracts issued between May 1, 2009 and October 31, 2011. The program is subject to our rules at the time of election and may not be available in conjunction with other programs and benefits we make available. We may discontinue, modify or amend this program from time to time. Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus and Spousal Highest Daily Lifetime 6 Plus are the only optional living benefits and the Highest Anniversary Value death benefit and the Combination 5% Roll-up + HAV death benefit are the only death benefits you may participate in if you also participate in the 6 or 12 Month DCA Program, although you do not need to select any optional benefit to participate in the program. To participate in the 6 or 12 Month DCA Program, you must allocate at least a $2000 Purchase Payment to our DCA Fixed Rate Options. These DCA Fixed Rate Options are distinct from the Fixed Allocations described immediately above. Most notably, transfers out of a DCA Fixed Rate Option are never subject to a Market Value Adjustment. Dollar cost averaging does not assure a profit, or protect against a loss.

The key features of this Program are as follows:

■	You may only allocate purchase payments to these DCA Fixed Rate Options. You may not transfer Account Value into this program.
■

As part of your election to participate in the 6 or 12 Month DCA Program, you specify whether the monthly transfers under the 6 or 12 Month DCA Program are to be made over a 6 month or 12 month period. We then set the monthly transfer amount, by dividing the Purchase Payment (including any associated credit) you have allocated to the DCA Fixed Rate Options by the number of months. For example, if you allocated $6000, and selected a 6 month DCA Program, we would transfer $1000 each month. We will adjust the monthly transfer amount if, during the transfer period, the amount allocated to the DCA Fixed Rate Options is reduced (e.g., due to the deduction of the applicable portion of the fee for an optional benefit, withdrawals or due to a transfer of Account Value out of the DCA Fixed Rate Options initiated by the mathematical formula used with Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus or Spousal Highest Daily Lifetime 6 Plus). In that event, we will re-calculate the amount of each remaining transfer by dividing the amount in the DCA Fixed Rate Option by the number of remaining transfers. If the recalculated transfer amount is below the minimum transfer required by the program, we will transfer the remaining amount from the DCA Fixed Rate Option on the next scheduled transfer and terminate the program.

■

Any withdrawals, transfers, or fees deducted from the DCA Fixed Rate Options will reduce the DCA Fixed Rate Options on a “last-in, first-out” basis. If you have only one 6 or 12 Month DCA Program in operation, withdrawals, transfers, or fees

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may be deducted from the DCA Fixed Rate Options associated with that Program. You may, however, have more than one 6 or 12 Month DCA Program operating at the same time (so long as any such additional 6 or 12 Month DCA Program is of the same duration). For example, you may have more than one 6 month DCA Program running, but may not have a 6 month Program running simultaneously with a 12 month Program. If you have multiple 6 or 12 Month DCA Programs running, then the above reference to “last-in, first-out” means that amounts will be deducted first from the DCA Fixed Rate Options associated with the 6 or 12 Month DCA Program that was established most recently.

■

The first transfer under the Program occurs on the day you allocate a Purchase Payment to the DCA Fixed Rate Options (unless modified to comply with State law) and on each month following until the entire principal amount plus earnings is transferred.

■	We do not count transfers under the 6 or 12 Month DCA Program against the number of free transfers allowed under your Annuity.
■	The minimum transfer amount is $100, although we will not impose that requirement with respect to the final amount to be transferred under the Program.
■

If you are not participating in Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus or Spousal Highest Daily Lifetime 6 Plus, we will make transfers under the 6 or 12 Month DCA Program to the Sub-accounts that you specified upon your election of the Program. If you are participating in any Highest Daily Lifetime 7 Plus benefit or Highest Daily Lifetime 6 Plus benefit, we will allocate amounts transferred out of the DCA Fixed Rate Options in the following manner: (a) if you are participating in the Custom Portfolios Program (we may have referred to the “Custom Portfolios Program” as the “Optional Allocation and Rebalancing Program” in other materials), we will allocate to the Sub-accounts in accordance with the rules of that program (b) if you are not participating in the Custom Portfolios Program, we will make transfers under the Program to the Sub-accounts that you specified upon your election of the Program, provided those instructions comply with the allocation requirements for Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus, Spousal Highest Daily Lifetime 7 Plus or Spousal Highest Daily Lifetime 6 Plus (as applicable) and (c) whether or not you participate in the Custom Portfolios Program, no portion of our monthly transfer under the 6 or 12 Month DCA Program will be directed initially to the AST Investment Grade Bond Sub-account (although the DCA Fixed Rate Option is treated as a “Permitted Sub-account” for purposes of transfers to the AST Investment Grade Bond Sub-account under the pre-determined mathematical formula under the Highest Daily Lifetime 7 Plus or Highest Daily Lifetime 6 Plus benefits) (see below).

■

If you are participating in Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus or Spousal Highest Daily Lifetime 6 Plus and also are participating in the 6 or 12 Month DCA Program, and the formula under the benefit dictates a transfer from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account, then the amount to be transferred will be taken entirely from the Sub-accounts, provided there is sufficient Account Value in those Sub-accounts to meet the required transfer amount. Only if there is insufficient Account Value in those Sub-accounts will an amount be withdrawn from the DCA Fixed Rate Options associated with the 6 or 12 Month DCA Program. Amounts withdrawn from the DCA Fixed Rate Options under the formula will be taken on a last-in, first-out basis.

■

If you are participating in one of our automated withdrawal programs (e.g., Systematic Withdrawals), we may include within that withdrawal program amounts held within the DCA Fixed Rate Options. If you have elected any Highest Daily Lifetime 7 Plus benefit or Highest Daily Lifetime 6 Plus benefit, any withdrawals will be taken on a pro-rata basis from your Sub-accounts and the DCA Fixed Rate Options.

■	We impose no fee for your participation in the 6 or 12 Month DCA Program.
■

You may cancel the DCA Program at any time. If you do, we will transfer any remaining amount held within the DCA Fixed Rate Options according to your instructions. If you do not provide any such instructions, we will transfer any remaining amount held in the DCA Fixed Rate Options on a pro rata basis to the Sub-accounts in which you are invested currently. If any such Sub-account is no longer available, we may allocate the amount that would have been applied to that Sub-account to the AST Money Market Sub-account.

■

You cannot utilize “rate lock” with the 6 or 12 Month DCA Program. The interest rate we credit under the program will be the rate on the date the purchase payment is allocated to the 6 or 12 Month DCA Program.

■

We credit interest to amounts held within the DCA Fixed Rate Options at the applicable declared rates. We credit such interest until the earliest of the following (a) the date the entire amount in the DCA Fixed Rate Option has been transferred out (b) the date the entire amount in the DCA Fixed Rate Option is withdrawn (c) the date as of which any death benefit payable is determined or (d) the Annuity Date.

■

The interest rate earned in a DCA Fixed Rate Option will be no less than the minimum guaranteed interest rate. We may, from time to time, declare new interest rates for new purchase payments that are higher than the minimum guaranteed interest rate. Please note that the interest rate that we apply under the 6 or 12 Month DCA Program is applied to a declining balance. Therefore, the amount of interest you receive will decrease as amounts are systematically transferred from the DCA Fixed Rate Option to the Sub-accounts, and the effective interest rate earned will therefore be less than the declared interest rate.

■	The 6 or 12 Month DCA Program may be referred to in your Rider and/or the Application as the “Enhanced Dollar Cost Averaging Program.”

NOTE: When a 6 or 12 Month DCA program is established from a DCA Fixed Rate Option, the fixed rate of interest we credit to your Account Value is applied to a declining balance due to the transfers of Account Value to the Sub-accounts (including any transfers under an optional benefit formula). This will reduce the effective rate of return on the DCA Fixed Rate Option.

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HOW DO THE FIXED ALLOCATIONS WORK?

We credit a fixed interest rate to the Fixed Allocation throughout a set period of time called a “Guarantee Period.” (Note that the discussion in this section of Guarantee Periods is not applicable to the Benefit Fixed Rate Account, and the DCA Fixed Rate Options). Fixed Allocations currently are offered with Guarantee Periods from 1 to 10 years. We may make Fixed Allocations of different durations available in the future, including Fixed Allocations offered exclusively for use with certain optional investment programs. Fixed Allocations may not be available in all states and may not always be available for all Guarantee Periods depending on market factors and other considerations.

The interest rate credited to a Fixed Allocation is the rate in effect when the Guarantee Period begins and does not change during the Guarantee Period. The rates are an effective annual rate of interest. We determine, in our sole discretion, the interest rates for the various Guarantee Periods. At the time that we confirm your Fixed Allocation, we will advise you of the interest rate in effect and the date your Fixed Allocation matures. We may change the rates we credit new Fixed Allocations at any time. Any change in interest rate does not affect Fixed Allocations that were in effect before the date of the change. To inquire as to the current rates for Fixed Allocations, please call 1-888-PRU-2888.

A Guarantee Period for a Fixed Allocation begins:

■	when all or part of a net Purchase Payment is allocated to that particular Guarantee Period;
■	upon transfer of any of your Account Value to a Fixed Allocation for that particular Guarantee Period; or
■	when you “renew” a Fixed Allocation by electing a new Guarantee Period.

To the extent permitted by law, we may establish different interest rates for Fixed Allocations offered to a class of Owners who choose to participate in various optional investment programs we make available. This may include, but is not limited to, Owners who elect to use Fixed Allocations under a dollar cost averaging program (see “Do You Offer Dollar Cost Averaging?”) or the Balanced Investment Program.

Prudential Annuities may offer Fixed Allocations with Guarantee Periods of 3 months or 6 months exclusively for use as a short-term Fixed Allocation (“Short-term Fixed Allocations”). Short-term Fixed Allocations may only be established with your initial Purchase Payment or additional Purchase Payments. You may not transfer existing Account Value to a Short-term Fixed Allocation. We reserve the right to terminate offering these special purpose Fixed Allocations at any time.

On the Maturity Date of the Short-term Fixed Allocation, the Account Value will be transferred to the Sub-account(s) you choose at the inception of the program. If no instructions are provided, such Account Value will be transferred to the AST Money Market Sub-account. Short-term Fixed Allocations may not be renewed on the Maturity Date. If you surrender the Annuity or transfer any Account Value from the Short-term Fixed Allocation to any other investment option before the end of the Guarantee Period, a Market Value Adjustment will apply.

HOW DO YOU DETERMINE RATES FOR FIXED ALLOCATIONS?

We do not have a specific formula for determining the fixed interest rates for Fixed Allocations. Generally the interest rates we offer for Fixed Allocations will reflect the investment returns available on the types of investments we make to support our fixed rate guarantees. These investment types may include cash, debt securities guaranteed by the United States government and its agencies and instrumentalities, money market instruments, corporate debt obligations of different durations, private placements, asset-backed obligations and municipal bonds. In determining rates we also consider factors such as the length of the Guarantee Period for the Fixed Allocation, regulatory and tax requirements, liquidity of the markets for the type of investments we make, commissions, administrative and investment expenses, our insurance risks in relation to the Fixed Allocations, general economic trends and competition. Some of these considerations are similar to those we consider in determining the Insurance Charge that we deduct from Account Value allocated to the Sub-accounts. For some of the same reasons that we deduct the Insurance Charge against the Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Allocations, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would.

We will credit interest on a new Fixed Allocation in an existing Annuity at a rate not less than the rate we are then crediting to Fixed Allocations for the same Guarantee Period selected by new Annuity purchasers in the same class.

The interest rate we credit for a Fixed Allocation may be subject to a minimum. Please refer to the Statement of Additional Information. In certain states the interest rate may be subject to a minimum under state law or regulation.

WHAT HAPPENS WHEN MY GUARANTEE PERIOD MATURES?

The “Maturity Date” for a MVA Fixed Allocation is the last day of the Guarantee Period (note that the discussion in this section of Guarantee Periods is not applicable to the Fixed Allocations used with a dollar cost averaging program, the Benefit Fixed Rate Account, and the DCA Fixed Rate Options). Before the Maturity Date, you may choose to renew the MVA Fixed Allocation for a new Guarantee Period of the same or different length or you may transfer all or part of that MVA Fixed Allocation’s Account Value to another MVA Fixed Allocation or to one or more Sub-accounts. We will not charge a MVA if you choose to renew a Fixed

47

Allocation on its Maturity Date or transfer the Account Value to one or more Sub-accounts. We will notify you before the end of the Guarantee Period about the fixed interest rates that we are currently crediting to all MVA Fixed Allocations that are being offered. The rates being credited to Fixed Allocations may change before the Maturity Date.

If you do not specify how you want a Fixed Allocation to be allocated on its Maturity Date, we will then transfer the Account Value in the Fixed Allocation to the AST Money Market Sub-account. You can then elect to allocate the Account Value to any of the Sub-accounts or to a new Fixed Allocation.

DO YOU OFFER ANY AUTOMATIC REBALANCING PROGRAMS?

Yes. During the accumulation period, we offer Automatic Rebalancing among the Sub-accounts you choose. You can choose to have your Account Value rebalanced monthly, quarterly, semi-annually, or annually. On the appropriate date, the Sub-accounts you chose are rebalanced to the allocation percentages you requested. With Automatic Rebalancing, we transfer the appropriate amount from the “overweighted” Sub-accounts to the “underweighted” Sub-accounts to return your allocations to the percentages you request. For example, over time the performance of the Sub-accounts will differ, causing your percentage allocations to shift. We also offer the Custom Portfolios Program (we may have referred to the “Custom Portfolios Program” as the “Optional Allocation and Rebalancing Program” in other materials), which is available if you have elected one of the Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus, Highest Daily GRO II, or GRO Plus II benefits.

Any transfer to or from any Sub-account that is not part of your Automatic Rebalancing program, will be made; however, that Sub-account will not become part of your rebalancing program unless we receive instructions from you indicating that you would like such option to become part of the program.

There is no minimum Account Value required to enroll in Automatic Rebalancing. All rebalancing transfers as part of an Automatic Rebalancing program are not included when counting the number of transfers each year toward the maximum number of free transfers. We do not deduct a charge for participating in an Automatic Rebalancing program. Participation in the Automatic Rebalancing program may be restricted if you are enrolled in certain other optional programs. Sub-accounts that are part of a Systematic Withdrawal program or Dollar Cost Averaging program will be excluded from an Automatic Rebalancing program.

If you are participating in an optional living benefit (such as Highest Daily Lifetime 6 Plus) that makes transfers under a pre-determined mathematical formula, and you have opted for automatic rebalancing; you should be aware that: (a) the AST bond portfolio used as part of the pre-determined mathematical formula will not be included as part of automatic rebalancing and (b) the operation of the formula may result in the rebalancing not conforming to the percentage allocations that you specified originally as part of your Automatic Rebalancing Program.

ARE ANY ASSET ALLOCATION PROGRAMS AVAILABLE?

We currently do not offer any asset allocation programs for use with your Annuity.

WHAT IS THE BALANCED INVESTMENT PROGRAM?

We offer a balanced investment program where a portion of your Account Value is allocated to a Fixed Allocation and the remaining Account Value is allocated to the Sub-accounts that you select. When you enroll in the Balanced Investment Program, you choose the duration that you wish the program to last. This determines the duration of the Guarantee Period for the Fixed Allocation. Based on the fixed rate for the Guarantee Period chosen, we calculate the portion of your Account Value that must be allocated to the Fixed Allocation to grow to a specific “principal amount” (such as your initial Purchase Payment). We determine the amount based on the rates then in effect for the Guarantee Period you choose. If you continue the program until the end of the Guarantee Period and make no withdrawals or transfers, at the end of the Guarantee Period, the Fixed Allocation will have grown to equal the “principal amount”. Withdrawals or transfers from the Fixed Allocation before the end of the Guarantee Period will terminate the program and may be subject to a Market Value Adjustment (which may be positive or negative). You can transfer the Account Value that is not allocated to the Fixed Allocation between any of the Sub-accounts available under your Annuity. Account Value you allocate to the Sub-accounts is subject to market fluctuations and may increase or decrease in value. We do not deduct a charge for participating in the Balanced Investment Program.

Example

Assume you invest $100,000. You choose a 10-year program and allocate a portion of your Account Value to a Fixed Allocation with a 10-year Guarantee Period. The rate for the 10-year Guarantee Period is 2.50%*. Based on the fixed interest rate for the Guarantee Period chosen, the factor is 0.781198 for determining how much of your Account Value will be allocated to the Fixed Allocation. That means that $78,120 will be allocated to the Fixed Allocation and the remaining Account Value ($21,880) will be allocated to the Sub-accounts. Assuming that you do not make any withdrawals or transfers from the Fixed Allocation, it will grow to $100,000 at the end of the Guarantee Period. Of course we cannot predict the value of the remaining Account Value that was allocated to the Sub-accounts.

*	The rate in this example is hypothetical and may not reflect the current rate for Guarantee Periods of this duration.

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MAY I GIVE MY FINANCIAL PROFESSIONAL PERMISSION TO FORWARD TRANSACTION INSTRUCTIONS?

Yes. Subject to our rules, your Financial Professional may forward instructions regarding the allocation of your Account Value, and request financial transactions involving investment options. If your Financial Professional has this authority, we deem that all transactions that are directed by your Financial Professional with respect to your Annuity have been authorized by you. You must contact us immediately if and when you revoke such authority. We will not be responsible for acting on instructions from your Financial Professional until we receive notification of the revocation of such person’s authority. We may also suspend, cancel or limit these privileges at any time. We will notify you if we do.

MAY I AUTHORIZE MY THIRD PARTY INVESTMENT ADVISOR TO MANAGE MY ACCOUNT?

Yes. You may engage your own investment advisor to manage your account. These investment advisors may be firms or persons who also are appointed by us, or whose affiliated broker-dealers are appointed by us, as authorized sellers of the Annuities. Even if this is the case, however, please note that the investment advisor you engage to provide advice and/or make transfers for you, is not acting on our behalf, but rather is acting on your behalf. We do not offer advice about how to allocate your Account Value under any circumstance. As such, we are not responsible for any recommendations such investment advisors make, any investment models or asset allocation programs they choose to follow or any specific transfers they make on your behalf. Please note that if you have engaged a third-party investment advisor to provide asset allocation services with respect to your Annuity, we may not allow you to elect an optional benefit that requires investment in an asset allocation Portfolio and/or that involves mandatory Account Value transfers (e.g. Highest Daily GRO).

It is your responsibility to arrange for the payment of the advisory fee charged by your investment advisor. Similarly, it is your responsibility to understand the advisory services provided by your investment advisor and the advisory fee charged for the services.

We or an affiliate of ours may provide administrative support to licensed, registered Financial Professionals or Investment advisors who you authorize to make financial transactions on your behalf. We may require Financial Professionals or investment advisors, who are authorized by multiple contract owners to make financial transactions, to enter into an administrative agreement with Prudential Annuities as a condition of our accepting transactions on your behalf. The administrative agreement may impose limitations on the Financial Professional’s or investment advisor’s ability to request financial transactions on your behalf. These limitations are intended to minimize the detrimental impact of a Financial Professional who is in a position to transfer large amounts of money for multiple clients in a particular Portfolio or type of portfolio or to comply with specific restrictions or limitations imposed by a Portfolio(s) of Prudential Annuities.

Please Note: Annuities where your Financial Professional or investment advisor has the authority to forward instruction on financial transactions are also subject to the restrictions on transfers between investment options that are discussed in the section entitled “ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?” Since transfer activity directed by a Financial Professional or third party investment adviser may result in unfavorable consequences to all contract owners invested in the affected options, we reserve the right to limit the investment options available to a particular Owner where such authority as described above has been given to a Financial Professional or investment advisor or impose other transfer restrictions we deem necessary. The administrative agreement may limit the available investment options, require advance notice of large transactions, or impose other trading limitations on your Financial Professional. Your Financial Professional will be informed of all such restrictions on an ongoing basis. We may also require that your Financial Professional transmit all financial transactions using the electronic trading functionality available through our Internet website (www.prudentialannuities.com).

Limitations that we may impose on your Financial Professional or investment advisor under the terms of the administrative agreement do not apply to financial transactions requested by an Owner on their own behalf, except as otherwise described in this Prospectus.

HOW DOES THE MARKET VALUE ADJUSTMENT WORK?

If you transfer or withdraw Account Value from an MVA Fixed Allocation more than 30 days before the end of its Guarantee Period, we will adjust the value of your investment based on a formula, called a “Market Value Adjustment” or “MVA”. The amount of any Market Value Adjustment can be either positive or negative, depending on the movement of a combination of Strip Yields on Strips and an Option-adjusted Spread (each as defined below) between the time that you purchase the Fixed Allocation and the time you make a transfer or withdrawal. The Market Value Adjustment formula compares the combination of Strip Yields for Strips and the Option-adjusted Spreads as of the date the Guarantee Period began with the combination of Strip Yields for Strips and the Option-adjusted Spreads as of the date the MVA is being calculated.

■	“Strips” are a form of security where ownership of the interest portion of United States Treasury securities are separated from ownership of the underlying principal amount or corpus.
■	“Strip Yields” are the yields payable on coupon Strips of United States Treasury securities.
■

“Option-adjusted Spread” is the difference between the yields on corporate debt securities (adjusted to disregard options on such securities) and government debt securities of comparable duration. We currently use the Merrill Lynch 1 to 10 year Investment Grade Corporate Bond Index of Option-adjusted Spreads.

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MVA Formula

The MVA formula is applied separately to each MVA Fixed Allocation to determine the Account Value of the Fixed Allocation on a particular date. The formula is as follows:

[(1+I)/(1+J+0.0010)]^(N/365)

where:

I is the Strip Yield as of the start date of the Guarantee Period for coupon Strips maturing at the end of the applicable Guarantee Period plus the Option-adjusted Spread. If there are no Strips maturing at that time, we will use the Strip Yield for the Strips maturing as soon as possible after the Guarantee Period ends.

J is the Strip Yield as of the date the MVA formula is being applied for coupon Strips maturing at the end of the applicable Guarantee Period plus the Option-adjusted Spread. If there are no Strips maturing at that time, we will use the Strip Yield for the Strips maturing as soon as possible after the Guarantee Period ends.

N is the number of days remaining in the original Guarantee Period.

The denominator of the MVA formula includes a factor, currently equal to 0.0010 or 0.10%. It is an adjustment that is applied when an MVA is assessed (regardless of whether the MVA is positive or negative) and, relative to when no factor is applied, will reduce the amount being surrendered or transferred from the MVA Fixed Allocation.

If you surrender your Annuity under the right to cancel provision, the MVA formula is:

[(1 + I)/(1 + J)]^(N/365)

MVA Examples

The following hypothetical examples show the effect of the MVA in determining Account Value. Assume the following:

■

You allocate $50,000 into a MVA Fixed Allocation (we refer to this as the “Allocation Date” in these examples) with a Guarantee Period of 5 years (we refer to this as the “Maturity Date” in these examples).

■	The Strip Yields for coupon Strips beginning on Allocation Date and maturing on Maturity Date plus the Option-adjusted Spread is 5.50% (I = 5.50%).
■	You make no withdrawals or transfers until you decide to withdraw the entire MVA Fixed Allocation after exactly three (3) years, at which point 730 days remain before the Maturity Date (N = 730).

Example of Positive MVA

Assume that at the time you request the withdrawal, the Strip Yields for Strips maturing on the Maturity Date plus the Option-adjusted Spread is 4.00% (J = 4.00%). Based on these assumptions, the MVA would be calculated as follows:

MVA Factor = [(1+I)/(1+J+0.0010)]^(N/365) = [1.055/1.041]2 = 1.027078

Interim Value = $57,881.25

Account Value after MVA = Interim Value X MVA Factor = $59,448.56

Example of Negative MVA

Assume that at the time you request the withdrawal, the Strip Yields for Strips maturing on the Maturity Date plus the Option-adjusted Spread is 7.00% (J = 7.00%). Based on these assumptions, the MVA would be calculated as follows:

MVA Factor = [(1+I)/(1+J+0.0010)]^(N/365) = [1.055/1.071]2 = 0.970345

Interim Value = $57,881.25

Account Value after MVA = Interim Value X MVA Factor = $56,164.78.

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ACCESS TO ACCOUNT VALUE

WHAT TYPES OF DISTRIBUTIONS ARE AVAILABLE TO ME?

During the accumulation period you can access your Account Value through partial withdrawals, Systematic Withdrawals, and where required for tax purposes, Required Minimum Distributions. You can also surrender your Annuity at any time. Depending on your instructions, we may deduct a portion of the Account Value being withdrawn or surrendered as a CDSC, if applicable. If you surrender your Annuity, in addition to any CDSC, we may deduct the Annual Maintenance Fee, any Tax Charge that applies and the charge for any optional benefits. We may also apply a Market Value Adjustment to any MVA Fixed Allocations being withdrawn or surrendered. Certain amounts may be available to you each Annuity Year that are not subject to a CDSC. These are called “Free Withdrawals.” Unless you notify us differently, as permitted, withdrawals are taken pro-rata based on the Account Value in the investment options at the time we receive your withdrawal request. Each of these types of distributions is described more fully below.

ARE THERE TAX IMPLICATIONS FOR DISTRIBUTIONS FROM NON-QUALIFIED ANNUITIES?

During the Accumulation Period

A distribution during the accumulation period is deemed to come first from any “gain” in your Annuity and second as a return of your “tax basis”, if any. Distributions from your Annuity are generally subject to ordinary income taxation on the amount of any investment gain unless the distribution qualifies as a non-taxable exchange or transfer. If you take a distribution prior to the taxpayer’s age 59 1/2, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain. You may wish to consult a professional tax advisor for advice before requesting a distribution.

During the Annuitization Period

During the annuitization period, a portion of each annuity payment is taxed as ordinary income at the tax rate you are subject to at the time of the payment. The Code and regulations have “exclusionary rules” that we use to determine what portion of each annuity payment should be treated as a return of any tax basis you have in your Annuity. Once the tax basis in your Annuity has been distributed, the remaining annuity payments are taxable as ordinary income. The tax basis in your Annuity may be based on the tax-basis from a prior contract in the case of a 1035 exchange or other qualifying transfer.

There may also be tax implications on distributions from qualified Annuities. See “Tax Considerations” for information about qualified Annuities and for additional information about non-qualified Annuities.

CAN I WITHDRAW A PORTION OF MY ANNUITY?

Yes, you can make a withdrawal during the accumulation period.

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To meet liquidity needs, you can withdraw a limited amount from your Annuity during each Annuity Year without application of any CDSC. We call this the “Free Withdrawal” amount. The Free Withdrawal amount is not available if you choose to surrender your Annuity. Amounts withdrawn as a Free Withdrawal do not reduce the amount of CDSC that may apply upon a subsequent withdrawal or surrender of your Annuity. After any partial withdrawal, your Annuity must have a Surrender Value of at least $1,000, or we may treat the partial withdrawal request as a request to fully surrender your Annuity. The minimum Free Withdrawal you may request is $100.

■	You can also make withdrawals in excess of the Free Withdrawal amount. The minimum partial withdrawal you may request is $100.

To determine if a CDSC applies to partial withdrawals, we:

1.	First determine what, if any, amounts qualify as a Free Withdrawal. These amounts are not subject to the CDSC.
2.	Next determine what, if any, remaining amounts are withdrawals of Purchase Payments. Amounts in excess of the Free Withdrawal amount will be treated as withdrawals of Purchase Payments unless all Purchase Payments have been previously withdrawn. These amounts are subject to the CDSC. Purchase Payments are withdrawn on a first in, first out basis.
3.	Withdraw any remaining amounts from any other Account Value. These amounts are not subject to the CDSC.

You may request a withdrawal for an exact dollar amount after deduction of any CDSC that applies (called a “net withdrawal”) or request a gross withdrawal from which we will deduct any CDSC that applies, resulting in less money being payable to you than the amount you requested. If you request a net withdrawal, the amount deducted from your Account Value to pay the CDSC may also be subject to a CDSC.

Partial withdrawals may also be available following annuitization but only if you choose certain annuity payment options. (Note, however, that we do not permit commutation once annuity payments have commenced).

To request the forms necessary to make a withdrawal from your Annuity, call 1-888-PRU-2888 or visit our Internet Website at www.prudentialannuities.com.

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HOW MUCH CAN I WITHDRAW AS A FREE WITHDRAWAL?

The maximum Free Withdrawal amount during each Annuity Year is equal to 10% of all Purchase Payments that are subject to a CDSC. Withdrawals made within an Annuity Year reduce the Free Withdrawal amount available for the remainder of the Annuity Year. If you do not make a withdrawal during an Annuity Year, you are not allowed to carry over the Free Withdrawal amount to the next Annuity Year.

CAN I MAKE PERIODIC WITHDRAWALS FROM MY ANNUITY DURING THE ACCUMULATION PERIOD?

Yes. Our systematic withdrawal program is an administrative program designed for you to withdraw a specified amount from your Annuity on an automated basis at the frequency you select (“systematic withdrawals”). This program is available to you at no additional charge. We may cease offering this program or change the administrative rules related to the program at any time on a non-discriminatory basis.

You may not have a systematic withdrawal program, as described in this section, if you are receiving substantially equal periodic payments under Sections 72(t) and 72(q) of the Internal Revenue Code or Required Minimum Distributions.

You may terminate your systematic withdrawal program at any time. Ownership changes to, and assignment of, your Annuity will terminate any systematic withdrawal program on the Annuity as of the effective date of the change or assignment. Requesting partial withdrawals while you have a systematic withdrawal program may also terminate your systematic withdrawal program as described below.

Systematic withdrawals can be made from your Account Value allocated to the Sub-accounts or certain MVA Options. Please note that systematic withdrawals may be subject to any applicable CDSC and/or an MVA. We will determine whether a CDSC applies and the amount in the same way as we would for a partial withdrawal.

The minimum amount for each systematic withdrawal is $100. If any scheduled systematic withdrawal is for less than $100 (which may occur under a program that provides payment of an amount equal to the earnings in your Annuity for the period requested), we may postpone the withdrawal and add the expected amount to the amount that is to be withdrawn on the next scheduled systematic withdrawal.

If you do not have an optional benefit, we will withdraw systematic withdrawals from the Investment Options you have designated (your “designated Investment Options”). If you do not designate Investment Options for systematic withdrawals, we will withdraw systematic withdrawals pro rata based on the Account Value in the Investment Options at the time we pay out your withdrawal. “Pro rata” means that the percentage of each Investment Option withdrawn is the same percentage that the Investment Option bears to the total Account Value. For any scheduled systematic withdrawal for which you have elected a specific dollar amount and have specified percentages to be withdrawn from your designated Investment Options, if the amounts in your designated Investment Options cannot satisfy such instructions, we will withdraw systematic withdrawals pro rata (as described above) based on the Account Value across all of your Investment Options.

If you have a Guaranteed Lifetime Minimum Withdrawal Benefit or the Guaranteed Minimum Withdrawal Benefit (GMWB) and elect, or have elected, to receive withdrawals under the benefit using our systematic withdrawal program, please be advised of the current administrative rules associated with this program:

■	Excluding Lifetime Five and GMWB, systematic withdrawals must be taken from your Account Value on a pro rata basis from the Investment Options at the time we process each withdrawal.
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If you either have an existing or establish a new systematic withdrawal program for a) your Annual Income Amount, Annual Withdrawal Amount (only applicable to Lifetime Five), Protected Annual Withdrawal Amount (only applicable to GMWB) or LIA Amount (only applicable to a Lifetime Income Accelerator Benefit) or b) for a designated amount that is less than your Annual Income Amount or Protected Annual Withdrawal Amount, and we receive a request for a partial withdrawal from your Annuity in Good Order, we will process your partial withdrawal request and may cancel your systematic withdrawal program.

Gross Withdrawal or Net Withdrawal. Generally, you can request either a gross withdrawal or a net withdrawal. If, however, you are taking your withdrawal under your living benefit as described above through our Systematic Withdrawal program, you will only be permitted to take that withdrawal on a gross basis. In a gross withdrawal, you request a specific withdrawal amount with the understanding that the amount you actually receive is reduced by an applicable CDSC or tax withholding. In a net withdrawal, you request a withdrawal for an exact dollar amount with the understanding that any applicable deduction for CDSC or tax withholding is taken from your Account Value. This means that an amount greater than the amount of your requested withdrawal will be deducted from your Unadjusted Account Value. To make sure that you receive the full amount requested, we calculate the entire amount, including the amount generated due to the CDSC or tax withholding, that will need to be withdrawn. We then apply the CDSC or tax withholding to that entire amount. As a result, you will pay a greater CDSC or have more tax withheld if you elect a net withdrawal.

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If you either have or establish a new systematic withdrawal program for an amount greater than your Annual Income Amount, Protected Annual Withdrawal Amount or LIA Amount, it is important to note that these systematic withdrawals may result in Excess Income which will negatively impact your guaranteed withdrawal amounts available in future Annuity Years. Taking partial withdrawals in addition to your systematic withdrawal program will further increase the impact on your future guaranteed withdrawal amounts.

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■	For a discussion of how a withdrawal of Excess Income would impact your optional living benefits, see “Living Benefits” later in this prospectus.

DO YOU OFFER A PROGRAM FOR WITHDRAWALS UNDER SECTION 72(t) OF THE INTERNAL REVENUE CODE?

Yes. If your Annuity is used as a funding vehicle for certain retirement plans that receive special tax treatment under Sections 401, 403(b), 408 or 408A of the Code, Section 72(t) of the Code may provide an exception to the 10% penalty tax on distributions made prior to age 59 1/2 if you elect to receive distributions as a series of “substantially equal periodic payments”. Distributions received under these provisions in any Annuity Year that exceed the maximum amount available as a free withdrawal will be subject to any applicable CDSC. We may apply a Market Value Adjustment to any Fixed Allocations. To request a program that complies with Sections 72(t), you must provide us with certain required information in writing on a form acceptable to us. We may require advance notice to allow us to calculate the amount of 72(t) withdrawals. The Surrender Value of your Annuity must be at least $20,000 before we will allow you to begin a program for withdrawals under Sections 72(t). The minimum amount for any such withdrawal is $100 and payments may be made monthly, quarterly, semi-annually or annually.

You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments before age 59 1/2 that are not subject to the 10% penalty.

WHAT ARE REQUIRED MINIMUM DISTRIBUTIONS AND WHEN WOULD I NEED TO MAKE THEM?

(See “Tax Considerations” for a further discussion of Required Minimum Distributions.)

Required Minimum Distributions are a type of Systematic Withdrawal we allow to meet distribution requirements under Sections 401, 403(b) or 408 of the Code. Required Minimum Distribution rules do not apply to Roth IRAs during the Owner’s lifetime. Under the Code, you may be required to begin receiving periodic amounts from your Annuity. In such case, we will allow you to make Systematic Withdrawals in amounts that satisfy the Required Minimum Distribution rules under the Code. We do not assess a CDSC on Required Minimum Distributions from your Annuity if you are required by law to take such Required Minimum Distributions from your Annuity at the time it is taken, provided the amount withdrawn is the amount we calculate as the RMD and is paid out through a program of systematic withdrawals that we make available. However, a CDSC (if applicable) may be assessed on that portion of a Systematic Withdrawal that is taken to satisfy the Required Minimum Distribution provisions in relation to other savings or investment plans under other qualified retirement plans not maintained with Prudential Annuities. However, no MVA may be assessed on a withdrawal taken to meet RMD requirements applicable to your Annuity.

The amount of the Required Minimum Distribution for your particular situation may depend on other annuities, savings or investments. We will only calculate the amount of your Required Minimum Distribution based on the value of your Annuity. We require three (3) days advance written notice to calculate and process the amount of your payments. You may elect to have Required Minimum Distributions paid out monthly, quarterly, semi-annually or annually. The $100 minimum amount that applies to Systematic Withdrawals applies to monthly Required Minimum Distributions but does not apply to Required Minimum Distributions taken out on a quarterly, semi-annual or annual basis.

You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments and satisfying the Required Minimum Distribution provisions under the Code.

Please see “Highest Daily Lifetime 6 Plus” under the subsection “Required Minimum Distributions” for further information relating to Required Minimum Distributions if you own that benefit.

CAN I SURRENDER MY ANNUITY FOR ITS VALUE?

Yes. During the accumulation period you can surrender your Annuity at any time. Upon surrender, you will receive the Surrender Value. Upon surrender of your Annuity, you will no longer have any rights under the surrendered Annuity.

For purposes of calculating any applicable CDSC on surrender, the Purchase Payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior withdrawals under the Free Withdrawal provision or if your Account Value has declined in value due to negative market performance. In that scenario, we would determine the CDSC amount as the applicable percentage of the Purchase Payments being withdrawn, rather than as a percentage of the remaining Account Value or withdrawal request. Thus, the CDSC would be greater than if it were calculated as a percentage of remaining Account Value or withdrawal amount. We may apply a Market Value Adjustment to any MVA Fixed Allocations.

Under certain annuity payment options, you may be allowed to surrender your Annuity for its then current value.

To request the forms necessary to surrender your Annuity, call 1-888-PRU-2888 or visit our Internet Website at www.prudentialannuities.com.

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We apply as a threshold, in certain circumstances, a minimum Surrender Value of $1,000. If you purchase an Annuity without a lifetime guaranteed minimum withdrawal benefit, we will not allow you to take any withdrawals that would cause your Annuity’s Account Value, after taking the withdrawal, to fall below the minimum Surrender Value. Likewise, if you purchase an Annuity with certain lifetime guaranteed minimum withdrawal benefits, we will not allow you to take a Non-Lifetime Withdrawal (see “Living Benefits”) that would cause your Annuity’s Account Value, after taking the withdrawal, to fall below the minimum Surrender Value.

WHAT IS A MEDICALLY-RELATED SURRENDER AND HOW DO I QUALIFY?

Where permitted by law, you may request to surrender all or part of your Annuity prior to the Annuity Date without application of any otherwise applicable CDSC upon occurrence of a medically-related “Contingency Event” as described below (a “Medically-Related Surrender”). The requirements of such a surrender and waiver may vary by state. We may apply a Market Value Adjustment to any MVA Fixed Allocations. If you request a full surrender, the amount payable will be your Account Value.

This waiver of any applicable CDSC is subject to our rules in place at the time of your request, which currently include but are not limited to the following:

■	The Annuitant must have been named or any change of Annuitant must have been accepted by us, prior to the “Contingency Event” described below in order to qualify for a Medically-Related Surrender;
■	the Annuitant must be alive as of the date we pay the proceeds of such surrender request;
■	if the Owner is one or more natural persons, all such Owners must also be alive at such time;
■	we must receive satisfactory proof of the Annuitant’s confinement in a Medical Care Facility or Fatal Illness in writing on a form satisfactory to us; and
■	no additional Purchase Payments can be made to the Annuity.

A “Contingency Event” occurs if the Annuitant is:

■	first confined in a “Medical Care Facility” while your Annuity is in force and remains confined for at least 90 days in a row; or
■	first diagnosed as having a “Fatal Illness” while your Annuity is in force.

The definitions of “Medical Care Facility” and “Fatal Illness,” as well as additional terms and conditions, are provided in your Annuity. This waiver is not available in Massachusetts.

WHAT TYPES OF ANNUITY OPTIONS ARE AVAILABLE?

We currently make available annuity options that provide fixed annuity payments. Your Annuity provides certain fixed annuity payment options. We do not guarantee to continue to make available any other option other than the fixed annuity payment options set forth in your Annuity. Fixed options provide the same amount with each payment. Adjustable options provide a fixed payment that is periodically adjusted based on current interest rates. Please refer to the “Living Benefits” section below for a description of annuity options that are available when you elect one of the living benefits. For additional information on annuity payment options you may request a Statement of Additional Information. You must annuitize your entire Account Value; partial annuitizations are not allowed.

You may choose an Annuity Date, an annuity option and the frequency of annuity payments. You may change your choices before the Annuity Date under the terms of your contract. A maximum Annuity Date may be required by law or under the terms of your Annuity. The Annuity Date may depend on the annuity option you choose. Certain annuity options may not be available depending on the age of the Annuitant. See section below entitled “How and When Do I Choose the Annuity Payment Option?”

Certain of these annuity options may be available as “settlement options” to Beneficiaries who choose to receive the Death Benefit proceeds as a series of payments instead of a lump sum payment.

You may not annuitize within the first three Annuity Years.

For Beneficiary Annuities, no annuity payments are available and all references to an Annuity Date are not applicable.

Option 1

Payments for Life: Under this option, income is payable periodically until the death of the “Key Life”. The “Key Life” (as used in this section) is the person or persons upon whose life annuity payments are based. No additional annuity payments are made after the death of the Key Life. Since no minimum number of payments is guaranteed, this option offers the largest amount of periodic payments of the life contingent annuity options. It is possible that only one payment will be payable if the death of the key life occurs before the date the second payment was due, and no other payments nor death benefits would be payable. Under this option, you cannot make a partial or full surrender of the annuity.

Option 2

Payments Based on Joint Lives: Under this option, income is payable periodically during the joint lifetime of two Key Lives, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the survivor’s death. No minimum

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number of payments is guaranteed under this option. It is possible that only one payment will be payable if the death of all the Key Lives occurs before the date the second payment was due, and no other payments or death benefits would be payable. Under this option, you cannot make a partial or full surrender of the annuity.

Option 3

Payments for Life with a Certain Period: Under this option, income is payable until the death of the Key Life. However, if the Key Life dies before the end of the period selected (5, 10 or 15 years), the remaining payments are paid to the Beneficiary until the end of such period. Under this option, you cannot make a partial or full surrender of the annuity. If this Annuity is issued as a Qualified Annuity contract and annuity payments begin after age 92, then this Option will be modified to permit a period certain that will end no later than the life expectancy of the annuitant defined under the IRS Required Minimum Distribution tables.

Option 4

Fixed Payments for a Certain Period: Under this option, income is payable periodically for a specified number of years. If the payee dies before the end of the specified number of years, the remaining payments are paid to the Beneficiary until the end of such period. Note that under this option, payments are not based on any assumptions of life expectancy. Therefore, that portion of the Insurance Charge assessed to cover the risk that key lives outlive our expectations provides no benefit to an Owner selecting this option. Under this option, you cannot make a partial or full surrender of the annuity.

We may make different annuity and settlement options available in the future. We do not guarantee to continue to make available any other option other than the fixed annuity payment options set forth in your contract.

HOW AND WHEN DO I CHOOSE THE ANNUITY PAYMENT OPTION?

Unless prohibited by law, we require that you elect either a life annuity or an annuity with a certain period of at least 5 years if any CDSC would apply were you to surrender your Annuity on the Annuity Date. Certain annuity payment options may not be available if your Annuity Date occurs during the period that a CDSC would apply.

You have a right to choose your Annuity Date, provided it is no later than the maximum Annuity Date that may be required by law or under the terms of your Annuity.

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Unless we agree otherwise, the Annuity Date you choose must be no later than the first day of the calendar month coinciding with or next following the later of the oldest Owner’s or Annuitant’s 95th birthday, whichever occurs first, and the fifth anniversary of the Issue Date.

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If you do not provide us with your Annuity Date, the maximum date as described above will be the default date; and, unless you instruct us otherwise, we will pay you the annuity payments and the annuity payments, where allowed by law, will be calculated on a fixed basis under Option 3, Payments for Life with 10 years certain.

Please note that annuitization essentially involves converting your Account Value to an annuity payment stream, the length of which depends on the terms of the applicable annuity option. Thus, once annuity payments begin, your death benefit is determined solely under the terms of the applicable annuity payment option, and you no longer participate in any optional living benefit (unless you have annuitized under that benefit).

HOW ARE ANNUITY PAYMENTS CALCULATED?

Fixed Annuity Payments

If you choose to receive fixed annuity payments, you will receive equal fixed-dollar payments throughout the period you select. The amount of the fixed payment will vary depending on the annuity payment option and payment frequency you select. Generally, the first annuity payment is determined by multiplying the Account Value, minus any state premium taxes that may apply, by the factor determined from our table of annuity rates. The table of annuity rates differs based on the type of annuity chosen and the frequency of payment selected. Our rates will not be less than our guaranteed minimum rates. These guaranteed minimum rates are derived from the a2000 Individual Annuity Mortality Table with an assumed interest rate of 3% per annum. Where required by law or regulation (e.g., Montana), such annuity table will have rates that do not differ according to the gender of the Key Life. Otherwise, the rates will differ according to the gender of the Key Life.

Adjustable Annuity Payments

We may make an adjustable annuity payment option available. Adjustable annuity payments are calculated similarly to fixed annuity payments except that on every fifth (5th) anniversary of receiving annuity payments, the annuity payment amount is adjusted upward or downward depending on the rate we are currently crediting to annuity payments. The adjustment in the annuity payment amount does not affect the duration of remaining annuity payments, only the amount of each payment.

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LIVING BENEFITS

DO YOU OFFER BENEFITS DESIGNED TO PROVIDE INVESTMENT PROTECTION FOR OWNERS WHILE THEY ARE ALIVE?

Prudential Annuities offers different optional benefits, for an additional charge, that can provide retirement income protection for Owners while they are alive. Notwithstanding the additional protection provided under the optional Living Benefit, the additional cost has the impact of reducing net performance of the investment options. Each optional benefit offers a distinct type of guarantee, regardless of the performance of the Sub-accounts, that may be appropriate for you depending on the manner in which you intend to make use of your Annuity while you are alive. We reserve the right to cease offering any of the living benefits. Depending on which optional benefit you choose, you can have flexibility to invest in the Sub-accounts while:

■	protecting a principal amount from decreases in value as of specified future dates due to investment performance;
■	taking withdrawals with a guarantee that you will be able to withdraw not less than a guaranteed benefit base over time;
■	guaranteeing a minimum amount of growth will be applied to your principal, if it is to be used as the basis for certain types of lifetime income payments or lifetime withdrawals; or
■	providing spousal continuation of certain benefits.

The “living benefits” are as follows:

Guaranteed Return Option Plus II (GRO Plus II)

Highest Daily Guaranteed Return Option II (HD GRO II)

Guaranteed Return Option Plus 2008 (GRO Plus 2008)1

Highest Daily Guaranteed Return Option (Highest Daily GRO)1

Guaranteed Minimum Withdrawal Benefit (GMWB)1

Guaranteed Minimum Income Benefit (GMIB)1

Lifetime Five Income Benefit and Spousal Lifetime Five Income Benefit1

Highest Daily Lifetime Five Income Benefit1

Highest Daily Lifetime Seven Income Benefit1

Spousal Highest Daily Lifetime Seven Income Benefit1

Spousal Highest Daily Lifetime Seven with Beneficiary Income Option Income Benefit1

Highest Daily Lifetime Seven with Beneficiary Income Option Income Benefit1

Highest Daily Lifetime Seven with Lifetime Income Accelerator Income Benefit1

Highest Daily Lifetime 7 Plus Income Benefit1

Spousal Highest Daily Lifetime 7 Plus Income Benefit1

Highest Daily Lifetime 7 Plus with Beneficiary Income Option Benefit1

Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator Benefit1

Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option Benefit1

Highest Daily Lifetime 6 Plus Income Benefit1

Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator1

Spousal Highest Daily Lifetime 6 Plus Income Benefit1

1	No longer available for new elections.

Here is a general description of each kind of living benefit that exists under this Annuity:

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Guaranteed Minimum Accumulation Benefits. The common characteristic of these benefits is that a specified amount of your annuity value is guaranteed at some point in the future. For example, under our Highest Daily GRO II benefit, we make an initial guarantee that your annuity value on the day you start the benefit will not be any less ten years later. If your annuity value is less on that date, we use our own funds to give you the difference. Because the guarantee inherent in the guaranteed minimum accumulation benefit does not take effect until a specified number of years into the future, you should elect such a benefit only if your investment time horizon is of at least that duration. Please note that these guaranteed minimum accumulation benefits require your participation in certain predetermined mathematical formulas that may transfer your Account Value between certain permitted Sub-accounts and a bond portfolio Sub-account (or MVA Fixed Allocations, for certain of the benefits). The portfolio restrictions and the use of each formula may reduce the likelihood that we will be required to make payments to you under the living benefits.

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Guaranteed Minimum Income Benefit or (“GMIB”). As discussed elsewhere in this Prospectus, you have the right under your Annuity to ask us to convert your accumulated annuity value into a series of annuity payments. Generally, the smaller the amount of your annuity value, the smaller the amount of your annuity payments. GMIB addresses this risk, by guaranteeing a certain amount of appreciation in the amount used to produce annuity payments. Thus, even if your annuity value goes down in value, GMIB guarantees that the amount we use to determine the amount of the annuity payments will go up in value by the prescribed amount. You should select GMIB only if you are prepared to delay your annuity payments for the required waiting period and if you anticipate needing annuity payments. This benefit is no longer available for new elections.

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Guaranteed Minimum Withdrawal Benefit or (“GMWB”). This benefit is designed for someone who wants to access the annuity’s value through withdrawals over time, rather than by annuitizing. This benefit guarantees that a specified amount will be available for withdrawal over time, even if the value of the annuity itself has declined. Please note that there is a maximum Annuity Date under your Annuity, by which date annuity payments must commence. This benefit is no longer available for new elections.

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Lifetime Guaranteed Minimum Withdrawal Benefits. These benefits also are designed for someone who wants to access the annuity’s value through withdrawals over time, rather than by annuitizing. These benefits differ, however, in that the withdrawal amounts are guaranteed for life (or until the second to die of spouses). The way that we establish the guaranteed amount that, in turn, determines the amount of the annual lifetime payments varies among these benefits. Under our Highest Daily Lifetime 6 Plus benefit, for example, the guaranteed amount generally is equal to your highest daily Account Value, appreciated at six percent annually. Please note that there is a maximum Annuity Date under your Annuity, by which date annuity payments must commence. Certain of these benefits are no longer available for new elections. Under any of the Guaranteed Lifetime Withdrawal Benefits (e.g., Highest Daily Lifetime 6 Plus), withdrawals in excess of the Annual Income Amount, called “Excess Income,” will result in a permanent reduction in future guaranteed withdrawal amounts. If you purchased your contract in New York and wish to withdraw Excess Income but are uncertain how it will impact your future guaranteed withdrawal amounts, you may contact us prior to requesting the withdrawal to obtain a personalized, transaction-specific calculation showing the effect of taking the withdrawal.

Finally, please note that certain of these benefits require your participation in a predetermined mathematical formula that may transfer your Account Value between certain permitted Sub-accounts and a bond portfolio Sub-account (or the general account, for one of the benefits). Although not guaranteed, the optional living benefit investment requirements and the applicable formula are designed to reduce the difference between your Account Value and our liability under the benefit. Minimizing such difference generally benefits us by decreasing the risk that we will use our own assets to make benefit payments to you. Though the investment requirements and formulas are designed to reduce risk, they do not guarantee any appreciation of your Account Value. In fact, they could mean that you miss appreciation opportunities in other investment options. We are not providing you with investment advice through the use of any of the formulas. In addition, the formulas do not constitute an investment strategy that we are recommending to you.

In general, with respect to our lifetime guaranteed withdrawal benefits (e.g., Highest Daily Lifetime 6 Plus), please be aware that although a given withdrawal may qualify as a free withdrawal for purposes of not incurring a CDSC, the amount of the withdrawal could exceed the Annual Income Amount under the benefit and thus be deemed “Excess Income” – thereby reducing your Annual Income Amount for future years.

Please refer to the benefit descriptions that follow for a complete description of the terms, conditions and limitations of each optional benefit. Investment restrictions apply if you elect certain optional living benefits. See the chart in the “Investment Options” section of the Prospectus for a list of investment options available and permitted with each benefit. We reserve the right to terminate this benefit if you allocate funds into non-permitted Investment Options. You should consult with your Financial Professional to determine if any of these optional benefits may be appropriate for you based on your financial needs. There are many factors to consider, but we note that among them you may want to evaluate the tax implications of these different approaches to meeting your needs, both between these benefits and in comparison to other potential solutions to your needs (e.g., comparing the tax implications of the withdrawal benefit and annuity payments and comparing annuity benefits with benefits of other products).

Termination of Existing Benefits and Election of New Benefits

If you currently own an Annuity with an optional living benefit that is terminable, you may terminate the benefit rider and elect one of the currently available benefits, subject to availability of the benefit at that time and our then current rules. There is currently no waiting period (you may elect a new benefit beginning on the next Valuation Day) to elect any living benefit once a living benefit is terminated provided that the benefit being elected is available for election post-issue. We reserve the right to waive, change and/or further limit availability and election frequencies in the future. Check with your financial professional regarding the availability of re-electing or electing a benefit and any waiting period. The benefit you re-elect or elect may be more expensive than the benefit you are terminating. Note that once you terminate an existing benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. You should carefully consider whether terminating your existing benefit and electing a new benefit is appropriate for you.

Certain living benefits involve your participation in a pre-determined mathematical formula that may transfer your Account Value between the Sub-accounts you have chosen and certain bond portfolio Sub-accounts of AST and/or our general account. The formulas may differ among the living benefits that employ a formula. Such different formulas may result in different transfers of Account Value over time.

Prior to a recent Supreme Court decision, and consistent with Section 3 of the federal Defense of Marriage Act (“DOMA”), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in United States v. Windsor, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing for federal law purposes a valid same sex marriage. The Windsor decision means that the favorable tax benefits afforded by the federal tax law to an opposite sex spouse under the Internal Revenue Code (IRC) are now available to a same sex spouse.

On August 29, 2013, the Internal Revenue Service (“IRS”) issued guidance on its position regarding same sex marriages for federal tax purposes. If a couple is married in a jurisdiction (including a foreign country) that recognizes same sex marriages, that marriage

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will be recognized for all federal tax purposes regardless of the law in the jurisdiction where they reside. However, the IRS did not recognize civil unions and registered domestic partnerships as marriages for federal tax purposes. Currently, if a state does not recognize a civil union or a registered domestic partnership as a marriage, it is not a marriage for federal tax purposes.

There are several unanswered questions regarding the scope and impact of the Windsor case both as to the application of federal and state tax law. Absent further guidance from a state to the contrary, we will tax report and withhold at the state level consistent with the characterization of a given transaction under federal tax law (for example, a tax free rollover).

Please consult with your tax or legal advisor before electing the Spousal Benefit for a same sex spouse or civil union partner.

GUARANTEED RETURN OPTION PLUS II (GRO Plus II)

You can elect this benefit on the Issue Date of your Annuity, or at any time thereafter if available. In addition, you may cancel GRO Plus II and then re-elect the benefit beginning on the next Valuation Day if available, provided that your Account Value is allocated as required by the benefit and you otherwise meet our eligibility rules. If you cancel the benefit, you lose all guarantees that you had accumulated under the benefit. The initial guarantee under the newly-elected benefit will be based on your current Account Value at the time the new benefit becomes effective on your Annuity. GRO Plus II is not available if you participate in any other optional living benefit. However, GRO Plus II may be elected together with any optional death benefit, other than the Highest Daily Value Death Benefit. As detailed below under “Key Feature – Allocation of Account Value”, your participation in this benefit among other things entails your participation in a program that, as dictated by a predetermined mathematical formula, may transfer your Account Value between your elected Sub-accounts and an AST bond portfolio Sub-account.

Under GRO Plus II, we guarantee that the Account Value on the date that the benefit is added to your Annuity (adjusted for subsequent purchase payments and withdrawals as detailed below) will not be any less than that original value on the seventh anniversary of benefit election and each anniversary thereafter. We refer to this initial guarantee as the “base guarantee.” In addition to the base guarantee, GRO Plus II offers the possibility of an enhanced guarantee. You may “manually” lock in an enhanced guarantee once per “benefit year” (i.e., a year beginning on the date you acquired the benefit and each anniversary thereafter) if your Account Value on that Valuation Day exceeds the amount of any outstanding base guarantee or enhanced guarantee. If you elect to manually lock-in an enhanced guarantee on an anniversary of the effective date of the benefit, that lock-in will not count toward the one elective manual lock-in you may make each benefit year. We guarantee that the Account Value locked-in by that enhanced guarantee will not be any less seven years later, and each anniversary of that date thereafter. In addition, you may elect an automatic enhanced guarantee feature under which, if your Account Value on a benefit anniversary exceeds the highest existing guarantee by 7% or more, we guarantee that such Account Value will not be any less seven benefit anniversaries later and each benefit anniversary thereafter. You may maintain only one enhanced guarantee in addition to your base guarantee. Thus, when a new enhanced guarantee is created, it cancels any existing enhanced guarantee. However, the fact that an enhanced guarantee was effected automatically on a benefit anniversary does not prevent you from “manually” locking-in an enhanced guarantee during the ensuing benefit year. Conversely, the fact that you “manually” locked in an enhanced guarantee does not preclude the possibility of an automatic enhanced guarantee on the subsequent benefit anniversary. Please note that upon creation of a new enhanced guarantee, an immediate transfer to an AST bond portfolio Sub-account (which is used as part of this benefit) may occur depending on the discount rate (as described below) used to determine the present value of each of your guarantees. You may elect to terminate an enhanced guarantee without also terminating the base guarantee. If you do, any amounts held in the AST bond portfolio Sub-account with respect to that enhanced guarantee will be transferred to your other Sub-accounts in accordance with your most recent allocation instructions (see below “Key Feature – Allocation of Account Value”). Amounts held in an AST bond portfolio Sub-account with respect to the base guarantee will not be transferred as a result of the termination of an enhanced guarantee. You may not lock in an enhanced guarantee, either manually or through our optional automatic program, within seven years of the date by which annuity payments must commence under the terms of your Annuity (please see “How and When Do I Choose The Annuity Payment Option?” for further information on your maximum Annuity Date). The inability to lock in an enhanced guarantee referenced in the immediately preceding sentence also applies to a new Owner who has acquired the Annuity from the original Owner.

In general, we refer to a date on which the Account Value is guaranteed to be present as the “maturity date”. If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the AST bond portfolio Sub-account used with this benefit and described below) in accordance with your most recent allocation instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts on a pro rata basis, unless your Account Value is being allocated according to an asset allocation program, in such case your Account Value will be transferred according to the program. The guarantees provided by the benefit exist only on the applicable maturity date(s). However, due to the ongoing monitoring of your Account Value, and the transfer of Account Value to support our future guarantees, the benefit may provide some protection from significant Sub-account losses. For this same reason, the benefit may limit your ability to benefit from Sub-account increases while it is in effect.

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We increase both the base guarantee and any enhanced guarantee by the amount of each Purchase Payment (including any associated purchase Credits) made subsequent to the date that the guarantee was established. For example, if the effective date of the benefit was January 1, 2010 and the Account Value was $100,000 on that date, then a $30,000 Purchase Payment made on March 30, 2011 would increase the base guarantee amount to $130,000.

If you make a withdrawal (including any CDSC), we effect a proportional reduction to each existing guarantee amount. We calculate a proportional reduction by reducing each existing guarantee amount by the percentage represented by the ratio of the withdrawal amount (including any CDSC) to your Account Value immediately prior to the withdrawal.

If you make a withdrawal, we will deduct the withdrawal amount pro rata from each of your Sub-accounts (including the AST bond portfolio Sub-account used with this benefit).

Any partial withdrawal for payment of any third party investment advisory service will be treated as a withdrawal, and will reduce each guarantee amount proportionally, in the manner indicated above.

EXAMPLE

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of a withdrawal on each guarantee amount under this benefit.

Assume the following:

■	The Issue Date is December 1, 2010
■	The benefit is elected on December 1, 2010
■	The Account Value on December 1, 2010 is $200,000, which results in a base guarantee of $200,000
■	An enhanced guarantee amount of $300,000 is locked in on December 1, 2011
■	The Account Value immediately prior to the withdrawal is equal to $300,000
■

For purposes of simplifying these assumptions, we assume hypothetically that no CDSC is applicable (in general, a CDSC could be inapplicable based on the Free Withdrawal provision, if the withdrawal was within the CDSC period)

If a withdrawal of $50,000 is taken on December 15, 2011, all guarantee amounts will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

Here is the calculation (figures are rounded):

Withdrawal Amount	$50,000
Divided by Account Value before withdrawal	$300,000
Equals ratio	16.67%
All guarantees will be reduced by the above ratio (16.67%)
Base guarantee amount	$166,667
Enhanced guarantee amount	$250,000

Key Feature – Allocation of Account Value

We limit the Sub-accounts to which you may allocate Account Value if you elect GRO Plus II. For purposes of this benefit, we refer to those permitted investment options (other than the required bond portfolio Sub-accounts discussed below) as the “Permitted Sub-accounts.”

GRO Plus II uses a predetermined mathematical formula to help manage your guarantees through all market cycles. Because the formula is made part of your Rider schedule supplement, the formula applicable to you may not be altered once you elect the benefit. However, subject to regulatory approval, we do reserve the right to amend the formula for newly-issued Annuities that elect or re-elect GRO Plus II and for existing Annuities that elect the benefit post-issue. This required formula helps us manage our financial exposure under GRO Plus II, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve the value of these assets, by transferring them to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to the Sub-accounts corresponding to these bond portfolios collectively as the "AST bond portfolio Sub-accounts". The formula also contemplates the transfer of Account Value from an AST bond portfolio Sub-account to the other Sub-accounts in certain other scenarios. The formula is set forth in Appendix J of this prospectus, and applies to both (a) GRO Plus II and (b) elections of HD GRO II made prior to July 16, 2010. A summary description of each AST bond portfolio Sub-account appears within the section entitled “What Are The Investment Objectives and Policies Of The Portfolios?”. You can find a copy of the AST bond portfolio prospectus by going to www.prudentialannuities.com.

For purposes of operating the GRO Plus II formula, we have included within this Annuity several AST bond portfolio Sub-accounts. Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2020, an AST bond portfolio whose underlying

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investments generally mature in 2021, and so forth. As discussed below, the formula determines the appropriate AST bond portfolio Sub-Account to which Account Value is transferred. We will introduce new AST bond portfolio Sub-accounts in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit (and the Highest Daily GRO benefits). If you have elected GRO Plus II, you may have Account Value allocated to an AST bond portfolio Sub-account only by operation of the predetermined mathematical formula, and thus you may not allocate purchase payments to or make transfers to or from such a Sub-account. Please see the prospectus for the Advanced Series Trust for more information about each AST bond portfolio used with this benefit.

Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. On any day a transfer into or out of the AST bond portfolio Sub-account is made the formula may dictate that a transfer out of one AST bond portfolio Sub-account be made into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the “current liability”, as described below. As indicated, the AST bond portfolio Sub-accounts are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, in accordance with the formula applicable to you under the benefit, we determine which AST bond portfolio Sub-account your Account Value is transferred to, and under what circumstances a transfer is made. Please note that upon creation of a new enhanced guarantee, an immediate transfer to the AST Bond Portfolio Sub-account associated with the “current liability” may occur, depending on the discount rate (as described in the next paragraph) used to determine the present value of each of your guarantees. As such, a low discount rate could cause a transfer of Account Value into an AST bond portfolio Sub-account, despite the fact that your Account Value had increased.

In general, the formula works as follows. On each Valuation Day, the formula automatically performs an analysis with respect to each guarantee that is outstanding. For each outstanding guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable “discount rate”, would equal the applicable guarantee amount on the maturity date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing that interest rate by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the “current liability” in the formula. The formula compares the current liability to the amount of your Account Value held within the AST bond portfolio Sub-account and to your Account Value held within the Permitted Sub-accounts. If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount held within the Permitted Sub-accounts, exceeds an upper target value (currently, 85%), then the formula will make a transfer into the AST bond portfolio Sub-account, in the amount dictated by the formula (subject to the 90% cap discussed below). If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount within your other Sub-accounts, is less than a lower target value (currently, 79%), then the formula will transfer Account Value within the AST bond portfolio Sub-account into the Permitted Sub-accounts in the amount dictated by the formula.

The formula will not execute a transfer to the AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the AST bond portfolio Sub-account (“90% cap”). Thus, on any Valuation Day, if the formula would require a transfer to the AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the AST bond portfolio Sub-account will not be made (regardless of the performance of the AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST bond portfolio Sub-account. Once this transfer occurs out of the AST bond portfolio Sub-account, future amounts may be transferred to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have elected, your Account Value could be more than 90% invested in the AST bond portfolio Sub-account. If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST bond portfolio Sub-account at least until there is first a transfer out of the AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the AST bond portfolio Sub-account (at least until there is first a transfer out of the AST bond portfolio Sub-account).

For example,

■

March 19, 2010 – a transfer is made to the AST bond portfolio Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

■

March 20, 2010 – you make an additional purchase payment of $10,000. No transfers have been made from the AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2010.

■

On March 20, 2010 (and at least until first a transfer is made out of the AST bond portfolio Sub-account under the formula) – the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST bond portfolio

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Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the AST bond portfolio Sub-account).
■

Once there is a transfer out of the AST bond portfolio Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST bond portfolio Sub-account as dictated by the formula.

As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees, as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts. Therefore, at any given time, some, none, or most of your Account Value may be allocated to the AST bond portfolio Sub-accounts.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST bond portfolio Sub-accounts pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

■	The difference between your Account Value and your guarantee amount(s);
■	The amount of time until the maturity of your guarantee(s);
■	The amount invested in, and the performance of, the Permitted Sub-accounts;
■	The amount invested in, and the performance of, the AST bond portfolio Sub-accounts;
■	The discount rate used to determine the present value of your guarantee(s);
■	Additional purchase payments, if any, that you make to the Annuity; and
■	Withdrawals, if any, taken from the Annuity.

Any amounts invested in the AST bond portfolio Sub-accounts will affect your ability to participate in a subsequent market recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the market recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected. The AST bond portfolio Sub-accounts are available only with these benefits, and you may not allocate purchase payments to or transfer Account Value to or from the AST bond portfolio Sub-accounts.

Transfers under the formula do not impact any guarantees under the benefit that have already been locked-in.

Election/Cancellation of the Benefit

GRO Plus II can be elected on the Issue Date of your Annuity, or on any Valuation Day thereafter, provided that your Account Value is allocated in a manner permitted with the benefit and that you otherwise meet our eligibility rules. You may elect GRO Plus II only if the oldest of the Owner and Annuitant is 84 or younger on the date of election (80 or younger, in New York). If you currently participate in a living benefit that may be cancelled, you may terminate that benefit at any time and elect GRO Plus II. However you will lose all guarantees that you had accumulated under those benefits. The base guarantee under GRO Plus II will be based on your current Account Value at the time the new benefit becomes effective on your Annuity.

GRO Plus II will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or (d) upon full surrender of the Annuity. If you elect to terminate the benefit, GRO Plus II will no longer provide any guarantees. The charge for the GRO Plus II benefit will no longer be deducted from your Account Value upon termination of the benefit.

If you wish, you may cancel the GRO Plus II benefit. You may also cancel an enhanced guarantee, but leave the base guarantee intact. Upon cancellation, you may elect any other currently available living benefit beginning on the next Valuation Day after you have cancelled the GRO Plus II benefit, provided that your Account Value is allocated in a manner permitted with the benefit and that you otherwise meet our eligibility rules. Upon cancellation of the GRO Plus II benefit, any Account Value allocated to the AST bond portfolio Sub-account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro rata (i.e., in direct proportion to your current allocations). Upon your re-election of GRO Plus II, Account Value may be transferred between the AST bond portfolio Sub-accounts and the Permitted Sub-accounts according to the predetermined mathematical formula (see “Key Feature – Allocation of Account Value” above for more details). It is possible that over time the formula could transfer some, none, or most of the Account Value to the AST bond portfolio Sub-accounts under GRO Plus II. You also should be aware that upon cancellation of the GRO Plus II benefit, you will lose all guarantees that you had accumulated under the benefit. Thus, the guarantees under any newly-elected benefit will be based on your current Account Value at benefit effectiveness. The benefit you elect or re-elect may be more expensive than

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the benefit you cancel. Once the GRO Plus II benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the GRO Plus II benefit provided that the benefit you are looking to elect is available on a post-issue basis.

Special Considerations under GRO Plus II

This benefit is subject to certain rules and restrictions, including, but not limited to the following:

■

Upon inception of the benefit, 100% of your Account Value must be allocated to the Permitted Sub-accounts. The Permitted Sub-accounts are those described in the Investment Options section of this prospectus. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.

■	Transfers to and from your elected Sub-accounts and an AST bond portfolio Sub-account will not count toward the maximum number of free transfers allowable under the Annuity.
■	Any amounts applied to your Account Value by us on a maturity date will not be treated as “investment in the contract” for income tax purposes.
■	As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.
■

We currently limit the Sub-accounts to which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

■

If you elect this benefit, and in connection with that election you are required to reallocate to different investment options permitted under this benefit, then on the Valuation Day on which we receive your request in Good Order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in the permitted investment options that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

Charges under the Benefit

We deduct an annualized charge equal to 0.60% of the average daily net assets of the Sub-accounts (including any AST bond portfolio Sub-account) for participation in the GRO Plus II benefit. The annual charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on a maturity date is less than the amount guaranteed and (b) administration of the benefit. You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.

HIGHEST DAILY GUARANTEED RETURN OPTION II (HD GRO II)

You can elect this benefit on the Issue Date of your Annuity, or at any time thereafter if available. In addition, you may cancel HD GRO II and then re-elect the benefit beginning on the next Valuation Day if available, provided that your Account Value is allocated as required by the benefit and that you otherwise meet our eligibility rules. If you cancel the benefit, you lose all guarantees that you had accumulated under the benefit. The initial guarantee under the newly-elected benefit will be based on your current Account Value at the time the new benefit becomes effective on your Annuity. HD GRO II is not available if you participate in any other living benefit. However, HD GRO II may be elected together with any optional death benefit, other than the Highest Daily Value Death Benefit. As detailed below under “Key Feature – Allocation of Account Value”, your participation in this benefit among other things entails your participation in a program that, as dictated by a predetermined mathematical formula, may transfer your Account Value between your elected Sub-accounts and an AST bond portfolio Sub-account.

HD GRO II creates a series of separate guarantees, each of which is based on the highest Account Value attained on a day during the applicable time period. As each year of your participation in the benefit passes, we create a new guarantee. Each guarantee then remains in existence until the date on which it matures (unless the benefit terminates sooner). We refer to each date on which the specified Account Value is guaranteed as the “maturity date” for that guarantee. HD GRO II will not create a guarantee if the maturity date of that guarantee would extend beyond the date by which annuity payments must commence under the terms of your Annuity. This is true even with respect to a new Owner who has acquired the Annuity from the original Owner.

The guarantees provided by the benefit exist only on the applicable maturity date(s). However, due to the ongoing monitoring of your Account Value, and the transfer of Account Value to support our future guarantees, the benefit may provide some protection from significant Sub-account losses. For this same reason, the benefit may limit your ability to benefit from Sub-account increases while it is in effect.

The initial guarantee is created on the day that the HD GRO II benefit is added to your Annuity. We guarantee that your Account Value on the tenth anniversary of that day (we refer to each such anniversary as a “benefit anniversary”) will not be less than your Account Value on the day that the HD GRO II benefit was added or re-added to your Annuity. Each benefit anniversary thereafter, we create a new guarantee. With respect to each such subsequent guarantee, we identify the highest Account Value that occurred between the date of that benefit anniversary and the date on which HD GRO II was added to your Annuity. We guarantee that your

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Account Value ten years after that benefit anniversary will be no less than the highest daily Account Value that occurred during that time period. The following example illustrates the time period over which we identify the highest daily Account Value for purposes of each subsequent guarantee under the benefit. If the date of benefit election were January 1, 2010, we would create a guarantee on January 1, 2014 based on the highest Account Value achieved between January 1, 2010 and January 1, 2014, and that guarantee would mature on January 1, 2024. As described below, we adjust each of the guarantee amounts for purchase payments and withdrawals.

If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the AST bond portfolio Sub-account used with this benefit and described below) in accordance with your most recent allocations instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts on a pro rata basis, unless your Account Value is being allocated according to an asset allocation program, in such case your Account Value will be transferred according to the program.

We increase the amount of each guarantee that has not yet reached its maturity date, as well as the highest daily Account Value that we calculate to establish a guarantee, by the amount of each Purchase Payment (including any associated purchase Credits) made prior to the applicable maturity date. For example, if the effective date of the benefit was January 1, 2010, and there was an initial guaranteed amount that was set at $100,000 maturing January 1, 2020, and a second guaranteed amount that was set at $120,000 maturing January 1, 2021, then a $30,000 Purchase Payment made on March 30, 2011 would increase the guaranteed amounts to $130,000 and $150,000, respectively.

If you make a withdrawal (including any CDSC), we effect a proportional reduction to each existing guarantee amount. We calculate a proportional reduction by reducing each existing guarantee amount by the percentage represented by the ratio of the withdrawal amount (including any CDSC) to your Account Value immediately prior to the withdrawal.

If you make a withdrawal, we will deduct the withdrawal amount pro rata from each of your Sub-accounts (including the AST bond portfolio Sub-account used with this benefit).

Any partial withdrawal for payment of any third party investment advisory service will be treated as a withdrawal, and will reduce each guarantee amount proportionally, in the manner indicated above.

EXAMPLE

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of a withdrawal on each guarantee amount under this benefit.

Assume the following:

■	The Issue Date is December 1, 2010
■	The benefit is elected on December 1, 2010
■	The Account Value on December 1, 2010 is $200,000, which results in an initial guarantee of $200,000
■	An additional guarantee amount of $300,000 is locked in on December 1, 2011
■	The Account Value immediately prior to the withdrawal is equal to $300,000
■

For purposes of simplifying these assumptions, we assume hypothetically that no CDSC is applicable (in general, a CDSC could be inapplicable based on the Free Withdrawal provision, if the withdrawal was within the CDSC period)

If a withdrawal of $50,000 is taken on December 15, 2011, all guarantee amounts will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

Here is the calculation (figures are rounded):

Withdrawal Amount	$50,000
Divided by Account Value before withdrawal	$300,000
Equals ratio	16.67%
All guarantees will be reduced by the above ratio (16.67%)
Initial guarantee amount	$166,667
Additional guarantee amount	$250,000

Key Feature – Allocation of Account Value

We limit the Sub-accounts to which you may allocate Account Value if you elect HD GRO II. For purposes of this benefit, we refer to those permitted investment options (other than the AST bond portfolio used with this benefit) as the “Permitted Sub-accounts”.

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HD GRO II uses a predetermined mathematical formula to help manage your guarantees through all market cycles. The formula applicable to you may not be altered once you elect the benefit. However, subject to regulatory approval, we do reserve the right to amend the formula for existing Annuities that elect the benefit post-issue. This required formula helps us manage our financial exposure under HD GRO II, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve Account Value, by transferring it to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to the Sub-accounts corresponding to these bond portfolios collectively as the “AST bond portfolio Sub-accounts”. The formula also contemplates the transfer of Account Value from an AST bond portfolio Sub-account to the other Sub-accounts. The formula is set forth in Appendix L of this prospectus. A summary description of each AST bond portfolio Sub-account appears within the prospectus section entitled “Investment Options”. In addition, you can find a copy of the AST bond portfolio prospectus by going to www.prudentialannuities.com.

For purposes of operating the HD GRO II formula, we have included within each Annuity several AST bond portfolio Sub-accounts. Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2020, an AST bond portfolio whose underlying investments generally mature in 2021, and so forth. As discussed below, the formula determines the appropriate AST bond portfolio Sub-account to which Account Value is transferred. We will introduce new AST bond portfolio Sub-accounts in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit. If you have elected HD GRO II, you may have Account Value allocated to an AST bond portfolio Sub-account only by operation of the formula, and thus you may not allocate Purchase Payments to or make transfers to or from an AST bond portfolio Sub-account.

Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. The formula determines the appropriate AST bond portfolio Sub-account to which Account Value is transferred. On any day a transfer into or out of the AST bond portfolio Sub-account is made the formula may dictate that a transfer out of one AST bond portfolio Sub-account be made into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the “current liability”, as described below. As indicated, the formula and AST bond portfolio Sub-accounts are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, the applicable formula under the benefit determines which AST bond portfolio Sub-account your Account Value is transferred to, and under what circumstances a transfer is made.

In general, the formula works as follows. Under the formula, Account Value transfers between the “Permitted Sub-accounts” and an AST bond portfolio Sub-account when dictated. On each Valuation Day, including the effective date of the benefit, the pre-determined mathematical formula is used to compare your Account Value to an amount based on the guarantees provided under the benefit. The formula determines whether a transfer occurs based, among other things, on an identification of the outstanding guarantee that has the largest present value. Based on the formula, a determination is made as to whether any portion of your Account Value is to be transferred to or from the AST bond portfolio Sub-account. In identifying those guarantees, we consider each guarantee that already has been set (i.e., on a benefit anniversary), as well as an amount that we refer to as the “Projected Future Guarantee.” The “Projected Future Guarantee” is an amount equal to the highest Account Value (adjusted for withdrawals, additional Purchase Payments, and any associated Credits as described in the section of the prospectus concerning HD GRO II) within the current benefit year that would result in a new guarantee. For the Projected Future Guarantee, the assumed guarantee period begins on the current Valuation Day and ends 10 years from the next anniversary of the effective date of the benefit. As such, a Projected Future Guarantee could cause a transfer of Account Value into an AST bond portfolio Sub-account. We only calculate a Projected Future Guarantee if the assumed guarantee period associated with that Projected Future Guarantee does not extend beyond the latest Annuity Date applicable to the Annuity. The amount that is transferred to and from the AST bond portfolio Sub-accounts pursuant to the formula depends upon the factors set forth in the seven bullet points below, some of which relate to the guarantee amount(s), including the Projected Future Guarantee.

For each outstanding guarantee and the Projected Future Guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable “discount rate”, would equal the applicable guarantee amount on the Maturity Date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing that interest rate by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the “current liability” in the formula. The formula compares the current liability to the amount of your Account Value held within the AST bond portfolio Sub-account and to your Account Value held within the Permitted Sub-accounts. If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount held within the Permitted Sub-accounts, exceeds an upper target value (currently, 85%), then the formula will make a transfer into the AST bond portfolio Sub-account, in the amount dictated by the formula (subject to the 90% cap feature discussed below). If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount within the Permitted Sub-accounts, is less than a lower target value (currently, 79%), then the formula will transfer Account Value from the AST bond portfolio Sub-account into the Permitted Sub-accounts, in the amount dictated by the formula.

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The formula will not execute a transfer to the AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the AST bond portfolio Sub-account (“90% cap”). Thus, on any Valuation Day, if the formula would require a transfer to the AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the AST bond portfolio Sub-account will not be made (regardless of the performance of the AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST bond portfolio Sub-account. Once this transfer occurs out of the AST bond portfolio Sub-account, future amounts may be transferred to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the AST bond portfolio Sub-account. If you make additional Purchase Payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional Purchase Payments to the AST bond portfolio Sub-account at least until there is first a transfer out of the AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional Purchase Payments you make, less than 90% of your entire Account Value is allocated to the AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the AST bond portfolio Sub-account (at least until there is first a transfer out of the AST bond portfolio Sub-account).

For example,

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March 17, 2011 – a transfer is made to the AST bond portfolio Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

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March 18, 2011 – you make an additional Purchase Payment of $10,000. No transfers have been made from the AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 17, 2011.

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On March 18, 2011 (and at least until first a transfer is made out of the AST bond portfolio Sub-account under the formula) – the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the AST bond portfolio Sub-account).

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Once there is a transfer out of the AST bond portfolio Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into and out of effect multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST bond portfolio Sub-account as dictated by the formula.

As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts. Therefore, at any given time, some, none, or most of your Account Value may be allocated to the AST bond portfolio Sub-accounts.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST bond portfolio Sub-accounts pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

■	The difference between your Account Value and your guarantee amount(s);
■	The amount of time until the maturity of your guarantee(s);
■	The amount invested in, and the performance of, the Permitted Sub-accounts;
■	The amount invested in, and the performance of, the AST bond portfolio Sub-accounts;
■	The discount rate used to determine the present value of your guarantee(s);
■	Additional Purchase Payments, if any, that you make to the Annuity; and
■	Withdrawals, if any, taken from the Annuity.

Any amounts invested in the AST bond portfolio Sub-accounts will affect your ability to participate in a subsequent market recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the market recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected.

The AST bond portfolio Sub-accounts are available only with certain optional living benefits, and you may not allocate Purchase Payments to or transfer Account Value to or from the AST bond portfolio Sub-accounts.

Transfers under the formula do not impact any guarantees under the benefit that have already been locked-in.

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Election/Cancellation of the Benefit

HD GRO II can be elected on the Issue Date of your Annuity, or on any Valuation Day thereafter, provided that your Account Value is allocated in a manner permitted with the benefit and you otherwise meet our eligibility requirements. You may elect HD GRO II only if the oldest of the Owner and Annuitant is 84 or younger on the date of election (80 or younger, in New York). If you currently participate in a living benefit that may be cancelled, you may terminate that benefit at any time and elect HD GRO II. However you will lose all guarantees that you had accumulated under the previous benefit. The initial guarantee under HD GRO II will be based on your current Account Value at the time the new benefit becomes effective on your Annuity.

HD GRO II will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or (d) upon full surrender of the Annuity. If you elect to terminate the benefit, HD GRO II will no longer provide any guarantees. The charge for the HD GRO II benefit will no longer be deducted from your Account Value upon termination of the benefit.

If you wish, you may cancel the HD GRO II benefit. You may then elect any other currently available living benefit beginning on the next Valuation Day after you have cancelled the HD GRO II benefit, provided that your Account Value is allocated in the manner permitted with the benefit and you otherwise meet our eligibility requirements. Upon cancellation of the HD GRO II benefit, any Account Value allocated to the AST bond portfolio Sub-accounts used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro-rata (i.e., in direct proportion to your current allocations). Upon your re-election of HD GRO II, Account Value may be transferred between the AST bond portfolio Sub-accounts and the other Sub-accounts according to the predetermined mathematical formula (see “Key Feature – Allocation of Account Value” section for more details). It is possible that over time the formula could transfer some, most, or none of the Account Value to the AST bond portfolio Sub-accounts under the newly-elected benefit. You also should be aware that upon cancellation of the HD GRO II benefit, you will lose all guarantees that you had accumulated under the benefit. Thus, the guarantees under your newly-elected benefit will be based on your current Account Value at the time the new benefit becomes effective. The benefit you elect or re-elect may be more expensive than the benefit you cancel.

Special Considerations under HD GRO II

This benefit is subject to certain rules and restrictions, including, but not limited to the following:

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Upon inception of the benefit, 100% of your Account Value must be allocated to the Permitted Sub-accounts. The Permitted Sub-accounts are those described in the Investment Option section of the prospectus. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.

■	Transfers to and from your elected Sub-accounts and an AST bond portfolio Sub-account will not count toward the maximum number of free transfers allowable under the Annuity.
■	Any amounts applied to your Account Value by us on a maturity date will not be treated as “investment in the contract” for income tax purposes.
■	As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.
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We currently limit the Sub-accounts to which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

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If you elect this benefit, and in connection with that election you are required to reallocate to different investment options permitted under this benefit, then on the Valuation Day on which we receive your request in Good Order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in the permitted investment options that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. The protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

Charges under the Benefit

We deduct an annualized charge equal to 0.60% of the average daily net assets of the Sub-accounts (including any AST bond portfolio Sub-account) for participation in the HD GRO II benefit. The annual charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed and (b) administration of the benefit. You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.

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GUARANTEED RETURN OPTION PLUS 2008SM (GRO Plus 2008)

GRO Plus 2008 is no longer available for new elections.

Under GRO Plus 2008, we guarantee that the Account Value on the date that the benefit is added to your Annuity (adjusted for subsequent Purchase Payments and withdrawals as detailed below) will not be any less than that original value on the seventh anniversary of benefit election and each anniversary thereafter. We refer to this initial guarantee as the “base guarantee.” In addition to the base guarantee, GRO Plus 2008 offers the possibility of an enhanced guarantee. You may lock in an enhanced guarantee once per “benefit year” (i.e., a year beginning on the date you acquired the benefit and each anniversary thereafter) if your Account Value on the Valuation Day exceeds the amount of any outstanding base guarantee or enhanced guarantee. We guarantee that the Account Value locked-in by that enhanced guarantee will not be any less seven years later, and each anniversary of that date thereafter. In addition, you may elect an automatic enhanced guarantee feature under which, if Account Value on a benefit anniversary exceeds the highest existing guarantee by 7% or more, we guarantee that such Account Value will not be any less seven benefit anniversaries later and each benefit anniversary thereafter. You may maintain only one enhanced guarantee in addition to your base guarantee. Thus, when a new enhanced guarantee is created, it cancels any existing enhanced guarantee. However, the fact that an enhanced guarantee was effected automatically on a benefit anniversary does not prevent you from “manually” locking-in an enhanced guarantee during the ensuing benefit year. Please note that upon creation of a new enhanced guarantee, an immediate transfer to an AST bond portfolio Sub-account (which is used as part of this benefit) may occur depending on the discount rate (as described below) used to determine the present value of each of your guarantees. You may elect to terminate an enhanced guarantee without also terminating the base guarantee. If you do, any amounts held in the AST bond portfolio Sub-account with respect to that enhanced guarantee will be transferred to your other Sub-accounts in accordance with your current allocation instructions. Amounts held in an AST bond portfolio Sub-account with respect to the base guarantee will not be transferred as a result of the termination of an enhanced guarantee. Please note that whenever an enhanced guarantee is created, we reserve the right to increase your charge for GRO Plus 2008 if we have increased the charge for new elections of the benefit generally. You may not lock in an enhanced guarantee, either manually or through our optional automatic program, within seven years of the date by which annuity payments must commence under the terms of your Annuity (please see “How and When Do I Choose The Annuity Payment Option?” for further information on your maximum Annuity Date). The inability to lock in an enhanced guarantee referenced in the immediately preceding sentence also applies to a new Owner who has acquired the Annuity from the original Owner.

In general, we refer to a date on which the Account Value is guaranteed to be present as the “maturity date”. If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the “Current AST bond portfolio Sub-account” described below) in accordance with your current allocations instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the Current AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts, on a pro rata basis. If the entire Account Value is invested in an AST bond portfolio Sub-account, we will allocate according to your current allocation instructions.

We increase both the base guarantee and any enhanced guarantee by the amount of each Purchase Payment (and associated credits) made subsequent to the date that the guarantee was established. For example, if the effective date of the benefit was January 1, 2009 and the Account Value was $100,000 on that date, then a $30,000 Purchase Payment made on March 30, 2010 would increase the base guarantee amount to $130,000. As illustrated in the examples below, additional Purchase Payments also increase an amount we refer to as the “dollar-for-dollar corridor.”

The dollar-for-dollar corridor is equal to 5% of the base guarantee amount (i.e., 5% of the Account Value at benefit election). Thereafter, the dollar-for-dollar corridor is adjusted only for subsequent Purchase Payments (i.e., 5% of the Purchase Payment is added to the corridor amount) and “excess withdrawals” (as described below). Thus, the creation of any enhanced guarantee has no impact on the dollar-for-dollar corridor. Each “benefit year”, withdrawals that you make that are equal to or less than the dollar-for-dollar corridor reduce both the amount of the dollar-for-dollar corridor for that benefit year plus the base guarantee amount and the amount of any enhanced guarantee by the exact amount of the withdrawal. However, if you withdraw more than the dollar-for-dollar corridor in a given benefit year, we use the portion of the withdrawal that exceeded the dollar-for-dollar corridor to effect a proportional reduction to both the dollar-for-dollar corridor itself and each guarantee amount. We calculate a proportional reduction by (i) identifying the amount of the withdrawal that exceeded the dollar-for-dollar corridor (the “excess withdrawal”) (ii) subtracting the dollar-for-dollar amount from the Account Value prior to the withdrawal (iii) dividing the excess withdrawal by the amount in (ii) We then use the resulting proportion to reduce each of the guaranteed amount and the dollar for dollar corridor itself. See examples of this calculation below.

Any partial withdrawals in payment of any third party investment advisory service will be treated as withdrawals, and will reduce each guarantee amount and the dollar-for-dollar corridor in the manner indicated above.

EXAMPLES

The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GRO Plus 2008 benefit are October 13, 2008; 2.) an initial Purchase Payment of $250,000 (includes any Credits); 3.) a base

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guarantee amount of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for GRO Plus 2008 or other fees and charges.

Example 1. Dollar-for-dollar reduction

A $10,000 withdrawal is taken on November 29, 2008 (in the first Annuity Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Dollar-for-dollar Limit:

■	The base guarantee amount is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).
■	The remaining dollar-for-dollar limit (“Remaining Limit”) for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

Example 2. Dollar-for-dollar and proportional reductions

A second $10,000 withdrawal is taken on December 18, 2008 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $180,000. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:

■	the base guarantee amount is first reduced by the Remaining Limit (from $240,000 to $237,500);
■	The result is then further reduced by the ratio of A to B, where:

—	A is the amount withdrawn less the Remaining Limit ($10,000 – $2,500, or $7,500).
—	B is the Account Value less the Remaining Limit ($180,000 – $2,500, or $177,500).

The resulting base guarantee amount is: $237,500 X (1 – $7,500 / $177,500), or $227,464.79.

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The Remaining Limit is set to zero (0) for the balance of the first Annuity Year. The resulting dollar-for-dollar corridor for the next Annuity Year is calculated by multiplying the prior dollar-for-dollar corridor by the same ratio by which we reduce the Guarantee Amount above: $12,500 X (1 – $7,500 / $177,500), or $11,971.83.

Key Feature – Allocation of Account Value

GRO Plus 2008 uses a mathematical formula to help manage your guarantees through all market cycles. Because the formula is made part of your schedule supplement, the formula applicable to you may not be altered once you elect the benefit. However, subject to regulatory approval, we do reserve the right to amend the formula for newly-issued Annuities that elect GRO Plus 2008 and for existing Annuities that elect the benefit in the future. This required formula helps us manage our financial exposure under GRO Plus 2008, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve the value of these assets, by transferring them to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to these bond portfolios collectively as the “AST bond portfolios.” The formula described in this section, and which is set forth in Appendix E to this prospectus, applies to both (a) GRO Plus 2008 and (b) elections of HD GRO (including HD GRO with the 90% cap feature), where such an election was made prior to July 16, 2010. The formula applicable to elections of HD GRO (including HD GRO with the 90% cap feature), where such an election was made after July 16, 2010, is set forth in Appendix K to this prospectus. The cap can be referred to as the “the 90% cap” OR “the 90% cap rule” OR “the 90% cap feature”. A summary description of each AST Bond Portfolio appears within the prospectus section entitled “What Are The Investment Objectives and Policies Of The Portfolios?. You can find a copy of the AST Bond Portfolio prospectus by going to www.prudentialannuities.com.

Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2015, an AST bond portfolio whose underlying investments generally mature in 2016, and so forth. We will introduce new AST bond portfolios in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit (and the Highest Daily GRO benefit). If you have elected GRO Plus 2008, you may invest in an AST bond portfolio only by operation of the formula, and thus you may not allocate Purchase Payments to such a Portfolio. Please see this prospectus and the prospectus for the Advanced Series Trust for more information about each AST bond portfolio used with this benefit.

Although we employ several AST bond portfolios for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. In the description of the formula in the next paragraph, we refer to the AST bond portfolio Sub-account in which you are invested immediately prior to any potential asset transfer as the “Current AST bond portfolio Sub-account.” The formula may dictate that a transfer out of the Current AST Bond Portfolio Sub-account be made, or alternatively may mandate a transfer into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the “current liability” (we refer to that Sub-account as the “Transfer AST bond portfolio Sub-account”). Note that if the Current AST bond portfolio Sub-account is associated with the current liability, then that Sub-account would be the Transfer AST bond portfolio Sub-account, and we would simply transfer additional assets into the Sub-account if such a transfer is dictated by the formula. As indicated, the AST bond portfolios are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, in accordance with the formula applicable to you under the benefit, we determine which AST bond portfolio your Account Value is transferred to, and under what circumstances a transfer is made. Please note that upon creation of a new enhanced guarantee, an immediate transfer to the Transfer AST Bond Portfolio Sub-account may occur, depending on the discount rate (as described in the next paragraph) used to determine the present value of each of your guarantees. As such, a low discount rate could cause a transfer of Account Value into an AST bond portfolio Sub-account, despite the fact that your Account Value had increased.

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In general, the formula works as follows (please see Appendix E). On each Valuation Day, the formula automatically performs an analysis with respect to each guarantee amount that is outstanding. For each outstanding guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable “discount rate”, would equal the applicable guarantee amount on the maturity date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing the rate determined by that index by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the “current liability” in the formula. The formula compares the current liability to the amount of your Account Value held within the Current AST bond portfolio Sub-account and to your Account Value held within the other Sub-accounts. If the current liability, reduced by the amount held within the Current AST bond portfolio Sub-account, and divided by the amount held within your other Sub-accounts, exceeds an upper target value (currently, 0.85), then the formula will make a transfer into the Transfer AST bond portfolio Sub-account, in the amount dictated by the formula. If the current liability, reduced by the amount held within the Current AST bond portfolio Sub-account, and divided by the amount within your other Sub-accounts, is less than a lower target value (currently, 0.79), then the formula will transfer Account Value within the Current AST bond portfolio Sub-account into the other Sub-accounts (other than the Transfer AST bond portfolio Sub-account), in the amount dictated by the formula.

As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees, as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts (the “Bond Portfolios”). Therefore, at any given time, some, none, or all of your Account Value may be allocated to the Bond Portfolios. If your entire Account Value is transferred to the Bond Portfolios, then based on the way the formula operates, the formula will not transfer amounts out of the Bond Portfolios to the Sub-accounts and the entire Account Value would remain in the Bond Portfolios. If you make additional Purchase Payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional Purchase Payments may or may not cause the formula to transfer money in or out of the Bond Portfolios. Once the Purchase Payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the Bond Portfolios, if dictated by the formula. The amounts of any such transfers will vary, as dictated by the formula, and will depend on the factors listed below.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the Bond Portfolios pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

■	The difference between your Account Value and your Guarantee Amount(s);
■	The amount of time until the maturity of your Guarantee(s);
■	The amount invested in, and the performance of, the Permitted Sub-accounts;
■	The amount invested in, and the performance of, the Bond Portfolios;
■	The discount rate used to determine the present value of your Guarantee(s);
■	Additional Purchase Payments, if any, that you make to the Annuity; and
■	Withdrawals, if any, taken from the Annuity.

Any amounts invested in the Bond Portfolios will affect your ability to participate in a subsequent recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected.

The Bond Portfolios are available only with these benefits, and you may not allocate Purchase Payments and transfer Account Value to or from the Bond Portfolios.

Transfers under the formula do not impact any guarantees under the benefit that have already been locked-in.

Election/Cancellation of the Benefit

GRO Plus 2008 is no longer available for new elections. If you currently participate in GRO Plus 2008, your existing guarantees are unaffected by the fact that we no longer offer GRO Plus 2008.

You may cancel the GRO Plus 2008 benefit at any time. You also can cancel an enhanced guarantee, but leave the base guarantee intact. Upon cancellation of GRO Plus 2008, if only a portion of your Account Value is allocated to an AST Bond Portfolio Sub-account, we will transfer any Account Value that is held in such AST Bond Portfolio Sub-account to the other Sub-accounts pro rata based on the Account Values in such Sub-accounts at that time, unless you are participating in any asset allocation program or automatic rebalancing program for which we are providing administrative support or unless we receive at our Service Office other instructions from you at the time you elect to cancel this benefit. If your entire Account Value is allocated to an AST Bond Portfolio Sub-account, we will transfer your Account Value as follows: (a) if you are participating in an asset allocation program for which we are providing administrative support, we allocate the transferred amount in accordance with the then current allocation percentages for that asset allocation program, (b) if you are not participating in an asset allocation program, but are participating in an automatic

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rebalancing program, we allocate the transferred amount in accordance with that program, or (c) if neither of the foregoing apply, we will transfer your Account Value to the AST Money Market Sub-account unless we receive at our Service Office other instructions from you at the time you elect to terminate this benefit.

If you wish, you may cancel the GRO Plus 2008 benefit. You may then elect any other currently available living benefit on any Valuation Day after you have cancelled the GRO Plus 2008 benefit, provided the request is received in good order (subject to state availability and in accordance with any applicable age requirements). Upon your election of another living benefit, Account Value may be transferred between the AST Bond Portfolio Sub-accounts or, depending on the benefits selected, the AST Investment Grade Bond Portfolio and the Permitted Sub-accounts according to the formula. It is possible that over time the formula could transfer some, most, or none of the Account Value to the AST Bond Portfolio Sub-accounts or, depending on the benefit selected, the AST Investment Grade Bond Portfolio under the newly-elected benefit. You also should be aware that upon cancellation of the GRO Plus 2008 benefit, you will lose all guarantees that you had accumulated under the benefit. Thus, the guarantees under any newly-elected benefit will be based on your current Account Value. The benefit you elect or re-elect may be more expensive than the benefit you cancel. Once the GRO Plus 2008 benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the GRO Plus 2008 benefit provided that the benefit you are looking to elect is available on a post-issue basis.

Special Considerations under GRO Plus 2008

This benefit is subject to certain rules and restrictions, including, but not limited to the following:

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Upon inception of the benefit, 100% of your Account Value must have been allocated to the permitted Sub-accounts. The permitted Sub-accounts are those described in the Investment Option section of the prospectus. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.

■	You cannot participate in any dollar cost averaging benefit that transfers Account Value from a fixed interest rate option to a Sub-account.
■	Transfers between an AST bond portfolio Sub-account and your other Sub-accounts under the benefit will not count toward the maximum number of free transfers allowable under the Annuity.
■	Any amounts applied to your Account Value by us on a maturity date will not be treated as “investment in the contract” for income tax purposes.
■	As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.
■

We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

Charges under the Benefit

We deduct a charge equal to 0.60% (0.35%, for elections prior to May 1, 2009) of the average daily net assets of the Sub-accounts for participation in the GRO Plus 2008 benefit. The annual charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on a maturity date is less than the amount guaranteed and (b) administration of the benefit. We reserve the right to increase this fee for newly-issued contracts or new elections of the benefit. The charges will not exceed the maximum charges shown in the section of the prospectus entitled “Summary of Contract Fees and Charges.” You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.

OPTIONAL 90% CAP FEATURE UNDER GRO PLUS 2008

If you currently own an Annuity and have elected the GRO Plus 2008 benefit, you can elect this optional feature, at no additional cost, which utilizes a new mathematical formula. The predetermined mathematical formula is described below and will replace the “Transfer Calculation” portion of the mathematical formula currently used in connection with your benefit on a prospective basis. This election may only be made once and may not be revoked once elected. The new mathematical formula appears in Appendix E in this prospectus, and is described below. Only the election of the 90% cap feature will prevent all of your Account Value from being allocated to an AST bond portfolio Sub-account. If all of your Account Value is currently allocated to an AST bond portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect this 90% cap feature. If you make additional Purchase Payments, they may result in a transfer of Account Value.

Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. In the description of the formula in the next paragraph, we refer to the AST bond portfolio Sub-account in which you are invested immediately prior to any potential asset transfer as the “Current AST bond portfolio Sub-account.” The formula may dictate that a transfer out of the Current AST bond portfolio Sub-account be made, or alternatively may mandate a transfer into an AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the “current liability” (we refer to that Sub-account as the “Transfer AST bond portfolio Sub-account”). Note that if

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the Current AST bond portfolio Sub-account is associated with the current liability, then that Sub-account would be the Transfer AST bond portfolio Sub-account, and we would simply transfer additional assets into the Sub-account if dictated by the formula.

Under the new formula, the formula will not execute a transfer to the Transfer AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account (“90% cap feature”). Thus, on any Valuation Day, if the formula would require a transfer to the Transfer AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a formula-initiated transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature). At no time will the formula make a transfer to the Transfer AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the Transfer AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the Transfer AST bond portfolio Sub-account.

If you make additional purchase payments to your Annuity while the transfer restriction of the 90% cap feature is in effect, the formula will not transfer any of such additional purchase payments to the Transfer AST bond portfolio Sub-account at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the Transfer AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the Transfer AST bond portfolio Sub-account (at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account).

For example,

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March 19, 2010 – a transfer is made that results in the 90% cap feature being met and now $90,000 is allocated to the Transfer AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

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March 20, 2010 – you make an additional purchase payment of $10,000. No transfers have been made from the Transfer AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2010.

■

As of March 20, 2010 (and at least until first a transfer is made out of the Transfer AST bond portfolio Sub-account under the formula) the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the Transfer AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the Transfer AST bond portfolio Sub-account).

■

Once there is a transfer out of the Transfer AST bond portfolio Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature).

If at the time you elect the 90% cap feature, more than 90% of your Account Value is allocated to an AST bond portfolio Sub-account used with the benefit, a transfer will be made from the AST bond portfolio Sub-account such that Account Value will be allocated 90% to the AST bond portfolio Sub-account and 10% will be allocated to your elected Sub-accounts. Amounts to be transferred from the AST bond portfolio Sub-account to your elected Sub-accounts will be transferred according to the following “hierarchy” (i.e., if a given item is inapplicable, we use the next instruction that is applicable): (a) the percentages dictated by any existing asset allocation program; or (b) the percentages dictated by any auto-rebalancing program; or (c) pro-rata according to amounts currently held in your elected Sub-accounts; or (d) according to the currently-effective allocation instructions used for the allocation of subsequent Purchase Payments. It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amount of such additional transfer(s) will vary. If, on the date this feature is elected, 100% of your Account Value is allocated to the Transfer AST bond portfolio Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts.

It is possible that an additional transfer to the Permitted Sub-accounts could occur the following Valuation Day(s), and in some instances (based upon the formula) the additional transfer(s) could be large. Thereafter, your Account Value can be transferred between the Transfer AST bond portfolio Sub-account and your Permitted Sub-accounts as frequently as daily, based on what the formula prescribes.

Once the transfer restriction of the 90% cap feature is triggered, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap rule).

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Important Considerations When Electing this Feature:

■	At any given time, some, most or none of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.
■

Please be aware that because of the way the 90% cap feature mathematical formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.

■

If this feature is elected, any Account Value transferred to the Permitted Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending on the performance of the Permitted Sub-accounts you select.

■	Your election of the 90% cap feature will not result in your losing the guarantees you had accumulated under your existing GRO Plus 2008 benefit.

HIGHEST DAILY GUARANTEED RETURN OPTIONSM (HD GRO)SM

We no longer permit new elections of Highest Daily GRO.

Highest Daily GRO creates a series of separate guarantees, each of which is based on the highest Account Value attained on a day during the applicable time period. As each year of your participation in the benefit passes, we create a new guarantee. Each guarantee then remains in existence until the date on which it matures (unless the benefit terminates sooner). We refer to each date on which the specified Account Value is guaranteed as the “maturity date” for that guarantee. Highest Daily GRO will not create a guarantee if the maturity date of that guarantee would extend beyond the date by which annuity payments must commence under the terms of your Annuity. This is true even with respect to a new Owner who has acquired the Annuity from the original Owner.

The guarantees provided by the benefit exist only on the applicable maturity date(s). However, due to the ongoing monitoring of your Account Value, and the transfer of Account Value to support our future guarantees, the benefit may provide some protection from significant Sub-account losses if you choose to surrender your Annuity or begin receiving annuity payments prior to a maturity date. For this same reason, the benefit may limit your ability to benefit from Sub-account increases while it is in effect.

The initial guarantee is created on the day that the Highest Daily GRO benefit is added to your Annuity. We guarantee that your Account Value on the tenth anniversary of that day (we refer to each such anniversary as a “benefit anniversary”) will not be less than your Account Value on the day that the Highest Daily GRO benefit was added to your Annuity. Each benefit anniversary thereafter, we create a new guarantee. With respect to each such subsequent guarantee, we identify the highest Account Value that occurred between the date of that benefit anniversary and the date on which Highest Daily GRO was added to your Annuity. We guarantee that your Account Value ten years after that benefit anniversary will be no less than the highest daily Account Value that occurred during that time period. The following example illustrates the time period over which we identify the highest daily Account Value for purposes of each subsequent guarantee under the benefit. If the date of benefit election were January 1, 2009, we would create a guarantee on January 1, 2012 based on the highest Account Value achieved between January 1, 2009 and January 1, 2012, and that guarantee would mature on January 1, 2022. As described below, we adjust each of the guarantee amounts for purchase payments and withdrawals.

In general, we refer to a date on which the Account Value is guaranteed to be present as the “maturity date”. If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the “Current AST bond portfolio Sub-account” described below) in accordance with your current allocations instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts, on a pro rata basis. If the entire account value is invested in the AST bond portfolio Sub-account, we will allocate according to your current allocation instructions.

We increase the amount of each guarantee that has not yet reached its maturity date, as well as the highest daily Account Value that we calculate to establish a guarantee, by the amount of each Purchase Payment (and associated Credits) made prior to the applicable maturity date. For example, if the effective date of the benefit was January 1, 2009, and there was an initial guaranteed amount that was set at $100,000 maturing January 1, 2019, and a second guaranteed amount that was set at $120,000 maturing January 1, 2020, then a $30,000 Purchase Payment made on March 30, 2010 would increase the guaranteed amounts to $130,000 and $150,000, respectively. As illustrated in the examples below, additional purchase payments also increase an amount we refer to as the “dollar-for-dollar corridor.”

We reflect the effect of withdrawals by reference to an amount called the “dollar-for-dollar corridor.” The dollar-for-dollar corridor is set initially to equal 5% of the initial guaranteed amount (i.e., 5% of the Account Value at benefit election). Each “benefit year” (i.e., a year that begins on the date of election of Highest Daily GRO and each anniversary thereafter), withdrawals that you make that are equal to or less than the dollar-for-dollar corridor reduce (i) the amount of the dollar-for-dollar corridor for that benefit year (ii) the amount of each outstanding guarantee amount, and (iii) the highest daily Account Value that we calculate to establish a guarantee, by the exact amount of the withdrawal. However, if you withdraw more than the dollar-for-dollar corridor in a given benefit year, we use the portion of the withdrawal that exceeded the dollar-for-dollar corridor to effect a proportional reduction to both the dollar-for-dollar corridor itself and each outstanding guaranteed amount, as well as the highest daily Account Value that we calculate

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to establish a guarantee. We calculate a proportional reduction by (i) identifying the amount of the withdrawal that exceeded the dollar-for-dollar corridor (the “excess withdrawal”) (ii) subtracting the dollar-for-dollar amount from the Account Value prior to the withdrawal (iii) dividing the excess withdrawal by the amount in (ii). We then use the resulting proportion to reduce each of the guaranteed amount, the highest daily Account Value that we calculate to establish a guarantee, and the dollar for dollar corridor itself. See examples of this calculation below.

Any partial withdrawals in payment of any third party investment advisory service will be treated as withdrawals, and will reduce each applicable guaranteed amount and the dollar-for-dollar corridor in the manner indicated above.

EXAMPLES

The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the Highest Daily GRO benefit are October 13, 2008; 2.) an initial Purchase Payment of $250,000 (includes any Credits); 3.) an initial guarantee amount of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for Highest Daily GRO or other fees and charges.

Example 1. Dollar-for-dollar reduction

A $10,000 withdrawal is taken on November 29, 2008 (in the first Annuity Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Dollar-for-dollar Limit:

■	The initial guarantee amount is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).
■	The remaining dollar-for-dollar limit (“Remaining Limit”) for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

Example 2. Dollar-for-dollar and proportional reductions

A second $10,000 withdrawal is taken on December 18, 2008 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $180,000. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:

■	the initial guarantee amount is first reduced by the Remaining Limit (from $240,000 to $237,500);
■	The result is then further reduced by the ratio of A to B, where:

—	A is the amount withdrawn less the Remaining Limit ($10,000 – $2,500, or $7,500).
—	B is the Account Value less the Remaining Limit ($180,000 – $2,500, or $177,500).

The resulting initial guarantee amount is: $237,500 X (1 – $7,500 / $177,500), or $227,464.79.

■	The Remaining Limit is set to zero (0) for the balance of the first Annuity Year.

The resulting dollar-for-dollar corridor for the next Annuity Year is calculated by multiplying the prior dollar-for-dollar corridor by the same ratio by which we reduce the Guarantee Amount above: $12,500 X (1 – $7,500 / $177,500), or $11,971.83.

Key Feature – Allocation of Account Value

HD GRO uses a predetermined mathematical formula to help manage your guarantees through all market cycles. The formula applicable to you may not be altered once you elect the benefit. This required formula helps us manage our financial exposure under HD GRO, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve Account Value, by transferring it to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to the Sub-accounts corresponding to these bond portfolios collectively as the “AST bond portfolio Sub-accounts”. The formula also contemplates the transfer of Account Value from an AST bond portfolio Sub-account to the other Sub-accounts. The formula is set forth in Appendix K of this prospectus. A summary description of each AST bond portfolio Sub-account appears within the prospectus section entitled “Investment Options.” In addition, you can find a copy of the AST bond portfolio prospectus by going to www.prudentialannuities.com.

For purposes of operating the HD GRO formula, we have included within each Annuity several AST bond portfolio Sub-accounts. Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2020, an AST bond portfolio whose underlying investments generally mature in 2021, and so forth. As discussed below, the formula determines the appropriate AST bond portfolio Sub-account to which Account Value is transferred. We will introduce new AST bond portfolio Sub-accounts in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit. If you have elected HD GRO, you may have Account Value allocated to an AST bond portfolio Sub-account only by operation of the formula, and thus you may not allocate Purchase Payments to or make transfers to or from an AST bond portfolio Sub-account.

Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. The formula determines the appropriate AST bond portfolio Sub-account to which Account Value is transferred. On any day a transfer into or out of the AST bond portfolio Sub-account is made, the formula may dictate that a transfer out of one AST bond portfolio

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Sub-account be made into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the “current liability”, as described below. In the formula, we use the term “Transfer Account” to refer to the AST bond portfolio Sub-account to which a transfer would be made. As indicated, the formula and AST bond portfolio Sub-accounts are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, the formula applicable to you under the benefit determines which AST bond portfolio Sub-account your Account Value is transferred to, and under what circumstances a transfer is made.

In general, the formula works as follows. Under the formula, Account Value will transfer between the “Permitted Sub-accounts” and an AST bond portfolio Sub-account when dictated by the pre-determined mathematical formula. On each Valuation Day, including the effective date of the benefit, the pre-determined mathematical formula is used to compare your Account Value to an amount based on the guarantees provided under the benefit. The formula determines whether a transfer occurs based, among other things, on an identification of the outstanding guarantee that has the largest present value. Based on the formula, a determination is made as to whether any portion of your Account Value is to be transferred to or from the AST bond portfolio Sub-account. In identifying those guarantees, we consider each guarantee that already has been set (i.e., on a benefit anniversary), as well as an amount that we refer to as the “Projected Future Guarantee.” The “Projected Future Guarantee” is an amount equal to the highest Account Value (adjusted for withdrawals, additional Purchase Payments, and any associated Credits as described in the section of the prospectus concerning HD GRO) within the current benefit year that would result in a new guarantee. For the Projected Future Guarantee, the assumed Guarantee Period begins on the current Valuation Day and ends 10 years from the next anniversary of the effective date of the benefit. As such, a Projected Future Guarantee could cause a transfer of Account Value into an AST bond portfolio Sub-account. We only calculate a Projected Future Guarantee if the assumed Guarantee Period associated with that Projected Future Guarantee does not extend beyond the latest Annuity Date applicable to the Annuity. The amount that is transferred to and from the AST bond portfolio Sub-accounts pursuant to the formula depends upon the factors set forth in the bullet points below, some of which relate to the guarantee amount(s), including the Projected Future Guarantee.

For each outstanding guarantee and the Projected Future Guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable “discount rate”, would equal the applicable guarantee amount on the Maturity Date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing that interest rate by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the “current liability” in the formula. The formula compares the current liability to the amount of your Account Value held within the AST bond portfolio Sub-account and to your Account Value held within the Permitted Sub-accounts. If the current liability, reduced by the amount held within the current AST bond portfolio Sub-account, and divided by the amount held within the Permitted Sub-accounts, exceeds an upper target value (currently, 85%), then the formula will make a transfer into the AST bond portfolio Sub-account, in the amount dictated by the formula (subject to the 90% cap feature discussed below). If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount within the Permitted Sub-accounts, is less than a lower target value (currently, 79%), then the formula will transfer Account Value from the AST bond portfolio Sub-account into the Permitted Sub-accounts, in the amount dictated by the formula.

As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts. Where you have not elected the 90% cap feature, at any given time, some, none, or all of your Account Value may be allocated to an AST bond portfolio Sub-account. For such elections, if your entire Account Value is transferred to an AST bond portfolio Sub-account, then based on the way the formula operates, the formula will not transfer amounts out of the AST bond portfolio Sub-account and the entire Account Value would remain in the AST bond portfolio Sub-account. If you make additional Purchase Payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional Purchase Payments may or may not cause the formula to transfer money into or out of the AST bond portfolio Sub-account. Once the Purchase Payments are allocated to your Annuity, they also will be subject to the formula, which may result in immediate transfers to or from the AST bond portfolio Sub-accounts, if dictated by the formula. If you have elected the 90% cap feature discussed below, at any given time, some, none, or most of your Account Value may be allocated to the AST bond portfolio Sub-accounts.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST bond portfolio Sub-accounts pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

■	The difference between your Account Value and your guarantee amount(s);
■	The amount of time until the maturity of your guarantee(s);
■	The amount invested in, and the performance of, the Permitted Sub-accounts;
■	The amount invested in, and the performance of, the AST bond portfolio Sub-accounts;
■	The discount rate used to determine the present value of your guarantee(s);

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■	Additional Purchase Payments, if any, that you make to the Annuity; and
■	Withdrawals, if any, taken from the Annuity.

Any amounts invested in the AST bond portfolio Sub-accounts will affect your ability to participate in a subsequent market recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the market recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected. The AST bond portfolio Sub-accounts are available only with certain optional living benefits, and you may not allocate Purchase Payments to or transfer Account Value to or from the AST bond portfolio Sub-accounts.

Election/Cancellation of the Benefit

If you wish, you may cancel the Highest Daily GRO benefit. You may then elect any other currently available living benefit, which is available to be added post issue on any Valuation Day after you have cancelled the Highest Daily GRO benefit, provided the request is received in good order (subject to state availability and in accordance with any applicable age requirements). Upon cancellation of the Highest Daily GRO benefit, any Account Value allocated to the AST Bond Portfolio Sub-accounts used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro-rata. Upon your election of another living benefit, Account Value may be transferred between the AST Bond Portfolio Sub-accounts or, depending on the benefits selected, the AST Investment Grade Bond Portfolio, and the Permitted Sub-accounts according to a pre-determined mathematical formula used with that benefit. It is possible that over time the formula could transfer some, most, or none of the Account Value to the AST Bond Portfolio Sub-accounts or, depending on the benefits selected, the AST Investment Grade Bond Portfolio, under the newly-elected benefit. You also should be aware that upon cancellation of the Highest Daily GRO benefit, you will lose all guarantees that you had accumulated under the benefit. Thus, the guarantees under your newly-elected benefit will be based on your current Account Value. The benefit you elect or re-elect may be more expensive than the benefit you cancel. Once the Highest Daily GRO benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Highest Daily GRO benefit provided that the benefit you are looking to elect is available on a post-issue basis.

Highest Daily GRO will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or (d) upon full surrender of the Annuity. If you elect to terminate the benefit, Highest Daily GRO will no longer provide any guarantees. The charge for the Highest Daily GRO benefit will no longer be deducted from your Account Value upon termination of the benefit.

Special Considerations under Highest Daily GRO

This benefit is subject to certain rules and restrictions, including, but not limited to the following:

■

Upon inception of the benefit, 100% of your Account Value must have been allocated to the Permitted Sub-accounts. The Permitted Sub-accounts are those described in the Investment Option section of this prospectus. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.

■	You cannot participate in any dollar cost averaging benefit that transfers Account Value from a fixed interest rate option to a Sub-account.
■

Transfers from the other Sub-accounts to an AST bond portfolio Sub-account or from an AST bond portfolio Sub-account to the other Sub-accounts under the benefit will not count toward the maximum number of free transfers allowable under the Annuity.

■	Any amounts applied to your Account Value by us on a maturity date will not be treated as “investment in the contract” for income tax purposes.
■	As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.
■

We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

Charges under the Benefit

We deduct an annual charge equal to 0.60% (0.35%, for elections prior to May 1, 2009) of the average daily net assets of the Sub-accounts (including each AST bond portfolio Sub-account) for participation in the Highest Daily GRO benefit. The charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed and (b) administration of the benefit. We reserve the right to increase this fee for newly-issued contracts or new elections of the benefit. The charges will not exceed the maximum charges shown in the section of this prospectus entitled “Summary of Contract Fees and Charges.” You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.

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OPTIONAL 90% CAP FEATURE FOR HIGHEST DAILY GRO

If you currently own an Annuity and have elected the Highest Daily GRO benefit, you can elect this optional feature, at no additional cost, which utilizes a new mathematical formula. The predetermined mathematical formula is described below and will replace the “Transfer Calculation” portion of the mathematical formula currently used in connection with your benefit on a prospective basis. This election may only be made once and may not be revoked once elected. The new formula is set forth in Appendix K of this prospectus, and is described below. Only the election of the 90% cap feature will prevent all of your Account Value from being allocated to an AST bond portfolio Sub-account. If all of your Account Value is currently allocated to an AST bond portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect this 90% cap feature. If you make additional Purchase Payments, they may result in a transfer of Account Value.

As with the formula that does not include the 90% cap feature, the formula with the 90% cap feature determines whether a transfer occurs based, among other things, on an identification of the outstanding guarantee that has the largest present value. In identifying those guarantees, we consider each guarantee that already has been set (i.e., on a benefit anniversary), as well as the “Projected Future Guarantee” (as described above).

Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. In the description of the formula in the next paragraph, we refer to the AST bond portfolio Sub-account in which you are invested immediately prior to any potential asset transfer as the “Current AST bond portfolio Sub-account.” The formula may dictate that a transfer out of the Current AST bond portfolio Sub-account be made, or alternatively may mandate a transfer into an AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the “current liability” (we refer to that Sub-account as the “Transfer AST bond portfolio Sub-account”). Note that if the Current AST bond portfolio Sub-account is associated with the current liability, then that Sub-account would be the Transfer AST bond portfolio Sub-account, and we would simply transfer additional assets into the Sub-account if dictated by the formula.

Under the new formula, the formula will not execute a transfer to the Transfer AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account (“90% cap rule”). Thus, on any Valuation Day, if the formula would require a transfer to the Transfer AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a formula-initiated transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap rule). At no time will the formula make a transfer to the Transfer AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the Transfer AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the Transfer AST bond portfolio Sub-account.

If you make additional purchase payments to your Annuity while the transfer restriction of the 90% cap rule is in effect, the formula will not transfer any of such additional purchase payments to the Transfer AST bond portfolio Sub-account at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the Transfer AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the Transfer AST bond portfolio Sub-account (at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account).

For example,

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March 19, 2010 – a transfer is made that results in the 90% cap rule being met and now $90,000 is allocated to the Transfer AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

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March 20, 2010 – you make an additional purchase payment of $10,000. No transfers have been made from the Transfer AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2010.

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As of March 20, 2010 (and at least until first a transfer is made out of the Transfer AST bond portfolio Sub-account under the formula) the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the Transfer AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the Transfer AST bond portfolio Sub-account).

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Once there is a transfer out of the Transfer AST bond portfolio Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap rule).

If at the time you elect the 90% cap rule, more than 90% of your Account Value is allocated to an AST bond portfolio Sub-account used with the benefit, a transfer will be made from the AST bond portfolio Sub-account such that Account Value will be allocated

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90% to the AST bond portfolio Sub-account and 10% will be allocated to your elected Sub-accounts. Amounts to be transferred from the AST bond portfolio Sub-account to your elected Sub-accounts will be transferred according to the following “hierarchy” (i.e., if a given item is inapplicable, we use the next instruction that is applicable): (a) the percentages dictated by any existing asset allocation program; or (b) the percentages dictated by any auto-rebalancing program; or (c) pro-rata according to amounts currently held in your elected Sub-accounts; or (d) according to the currently-effective allocation instructions used for the allocation of subsequent Purchase Payments. It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amount of such additional transfer(s) will vary. If, on the date this feature is elected, 100% of your Account Value is allocated to the Transfer AST bond portfolio Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts.

It is possible that an additional transfer to the Permitted Sub-accounts could occur the following Valuation Day(s), and in some instances (based upon the formula) the additional transfer(s) could be large. Thereafter, your Account Value can be transferred between the Transfer AST bond portfolio Sub-account and your Permitted Sub-accounts as frequently as daily, based on what the formula prescribes.

Once the transfer restriction of the 90% cap rule is triggered, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap rule).

Important Considerations When Electing this Feature:

■	At any given time, some, most or none of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.
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Please be aware that because of the way the 90% feature rule mathematical formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.

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If this feature is elected, any Account Value transferred to the Permitted Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending on the performance of the Permitted Sub-accounts you select.

Your election of the 90% cap feature will not result in your losing the guarantees you had accumulated under your existing Highest Daily GRO benefit.

GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB)

The Guaranteed Minimum Withdrawal Benefit is no longer available for new elections.

The Guaranteed Minimum Withdrawal Benefit guarantees your ability to withdraw amounts equal to an initial principal value (called the “Protected Value”), regardless of the impact of Sub-account performance on your Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that Sub-account performance will not affect your ability to protect your principal. You are not required to make withdrawals as part of the benefit – the guarantee is not lost if you withdraw less than the maximum allowable amount of principal each year under the rules of the benefit. There is an additional charge if you elected the GMWB benefit; however, the charge may be waived under certain circumstances described below.

Key Feature – Protected Value

The Protected Value is the total amount that we guarantee will be available to you through withdrawals from your Annuity and/or benefit payments, regardless of the impact of Sub-account performance on your Account Value. The Protected Value is reduced with each withdrawal you make until the Protected Value is reduced to zero. When the Protected Value is reduced to zero due to your withdrawals, the GMWB benefit terminates. Additionally, the Protected Value is used to determine the maximum annual amount that you can withdraw from your Annuity, called the Protected Annual Withdrawal Amount, without triggering an adjustment in the Protected Value on a proportional basis. The Protected Value is referred to as the “Benefit Base” in the rider we issue for this benefit.

The Protected Value is determined as of the date you make your first withdrawal under your Annuity following your election of the GMWB benefit. The initial Protected Value is equal to the greater of (A) the Account Value on the date you elect the GMWB benefit, plus any additional purchase payments (plus any Credits applied to such purchase payments) before the date of your first withdrawal; or (B) the Account Value as of the date of the first withdrawal from your Annuity. The Protected Value may be enhanced by increases in your Account Value due to market performance during the period between your election of the GMWB benefit and the date of your first withdrawal.

■	If you elect the GMWB benefit at the time you purchase your Annuity, the Account Value will be your initial Purchase Payment (plus any Credits applied to such purchase payments).
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If we offer the GMWB benefit to existing Annuity Owners, the Account Value on the anniversary of the Issue Date of your Annuity following your election of the GMWB benefit will be used to determine the initial Protected Value.

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If you make additional purchase payments after your first withdrawal, the Protected Value will be increased by the amount of the additional Purchase Payment (plus any Credits applied to such purchase payments).

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You may elect to step-up your Protected Value if, due to positive market performance, your Account Value is greater than the Protected Value. You are eligible to step-up the Protected Value on or after the 5th anniversary following the first withdrawal under the GMWB benefit. The Protected Value can be stepped up again on or after the 5th anniversary following the preceding step-up. If you elect to step-up the Protected Value, you must do so during the 30-day period prior to your eligibility date. If you elect to step-up the Protected Value under the benefit, and on the date you elect to step-up, the charges under the GMWB benefit have changed for new purchasers, your benefit may be subject to the new charge going forward.

Upon election of the step-up, we reset the Protected Value to be equal to the then current Account Value. For example, assume your initial Protected Value was $100,000 and you have made cumulative withdrawals of $40,000, reducing the Protected Value to $60,000. On the date you are eligible to step-up the Protected Value, your Account Value is equal to $75,000. You could elect to step-up the Protected Value to $75,000 on the date you are eligible. Upon election of the step-up, we also reset the Protected Annual Withdrawal Amount (discussed immediately below) to be equal to the greater of (A) the Protected Annual Withdrawal Amount immediately prior to the reset; and (B) 7% of the Protected Value immediately after the reset.

Key Feature – Protected Annual Withdrawal Amount.

The initial Protected Annual Withdrawal Amount is equal to 7% of the Protected Value. Under the GMWB benefit, if your cumulative withdrawals each Annuity Year are less than or equal to the Protected Annual Withdrawal Amount, your Protected Value will be reduced on a “dollar-for-dollar” basis (the Protected Value is reduced by the actual amount of the withdrawal, including any CDSC or MVA that may apply). Cumulative withdrawals in any Annuity Year that exceed the Protected Annual Withdrawal Amount trigger a proportional adjustment to both the Protected Value and the Protected Annual Withdrawal Amount, as described in the rider for this benefit (see the examples of this calculation below). The Protected Annual Withdrawal Amount is referred to as the “Maximum Annual Benefit” in the rider we issue for this benefit.

The GMWB benefit does not affect your ability to make withdrawals under your Annuity or limit your ability to request withdrawals that exceed the Protected Annual Withdrawal Amount. You are not required to withdraw all or any portion of the Protected Annual Withdrawal Amount each Annuity Year.

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If, cumulatively, you withdraw an amount less than the Protected Annual Withdrawal Amount in any Annuity Year, you cannot carry-over the unused portion of the Protected Annual Withdrawal Amount to subsequent Annuity Years. However, because the Protected Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Protected Annual Withdrawal Amount may extend the period of time until the remaining Protected Value is reduced to zero.

■	Additional Purchase Payments will increase the Protected Annual Withdrawal Amount by 7% of the applicable Purchase Payment (and any Credits we apply to such Purchase Payments).
■	If the Protected Annual Withdrawal Amount after an adjustment exceeds the Protected Value, the Protected Annual Withdrawal Amount will be set equal to the Protected Value.

The following examples of dollar-for dollar and proportional reductions and the reset of the Maximum Annual Benefit assume that: 1.) the Issue Date and the effective date of the GMWB benefit are October 13, 2005; 2.) an initial Purchase Payment of $250,000 (includes any Credits); 3.) a Protected Value of $250,000; and 4.) a Protected Annual Withdrawal Amount of $17,500 (7% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for GMWB or any other fees and charges.

Example 1. Dollar-for-dollar reduction

A $10,000 withdrawal is taken on November 13, 2005 (in the first Annuity Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Protected Annual Withdrawal Amount:

■	The Protected Value is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).
■	The remaining Protected Annual Withdrawal Amount for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $17,500 to $7,500).

Example 2. Dollar-for-dollar and proportional reductions

A second $10,000 withdrawal is taken on December 13, 2005 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $220,000. As the amount withdrawn exceeds the remaining Protected Annual Withdrawal Amount of $7,500 from Example 1:

■	the Protected Value is first reduced by the remaining Protected Annual Withdrawal Amount (from $240,000 to $232,500);
■	The result is then further reduced by the ratio of A to B, where:

—	A is the amount withdrawn less the remaining Protected Annual Withdrawal Amount ($10,000 – $7,500, or $2,500).
—	B is the Account Value less the remaining Protected Annual Withdrawal Amount ($220,000 – $7,500, or $212,500).

The resulting Protected Value is: $232,500 X (1 – $2,500 / $212,500), or $229,764.71.

■	the Protected Annual Withdrawal Amount is also reduced by the ratio of A to B: The resulting Protected Annual Withdrawal Amount is: $17,500 X (1 – $2,500 / $212,500), or $17,294.12.

—	The remaining Protected Annual Withdrawal Amount is set to zero (0) for the balance of the first Annuity Year.

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Example 3. Reset of the Maximum Annual Benefit

A $10,000 withdrawal is made on October 13, 2006 (second Annuity Year). The remaining Protected Annual Withdrawal Amount has been reset to the Protected Annual Withdrawal Amount of $17,294.12 from Example 2. As the amount withdrawn is less than the remaining Protected Annual Withdrawal Amount:

■	the Protected Value is reduced by the amount withdrawn (i.e., reduced by $10,000, from $229,764.71 to $219,764.71).
■	the remaining Protected Annual Withdrawal Amount for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $17,294.12 to $7,294.12).

BENEFITS UNDER GMWB

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In addition to any withdrawals you make under the GMWB benefit, Sub-account performance may reduce your Account Value. If your Account Value is equal to zero, and you have not received all of your Protected Value in the form of withdrawals from your Annuity, we will continue to make payments equal to the remaining Protected Value in the form of fixed, periodic payments until the remainder of the Protected Value is paid, at which time the rider terminates. The fixed, periodic payments will each be equal to the Protected Annual Withdrawal Amount, except for the last payment which may be equal to the remaining Protected Value. We will determine the duration for which periodic payments will continue by dividing the Protected Value by the Protected Annual Withdrawal Amount. You will not have the right to make additional Purchase Payments or receive the remaining Protected Value in a lump sum. You can elect the frequency of payments, subject to our rules then in effect.

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If the death benefit under your Annuity becomes payable before you have received all of your Protected Value in the form of withdrawals from your Annuity, your Beneficiary has the option to elect to receive the remaining Protected Value as an alternate death benefit payout in lieu of the amount payable under any other death benefit provided under your Annuity. The remaining Protected Value will be payable in the form of fixed, periodic payments. Your beneficiary can elect the frequency of payments, subject to our rules then in effect. We will determine the duration for which periodic payments will continue by dividing the Protected Value by the Protected Annual Withdrawal Amount. The Protected Value is not equal to the Account Value for purposes of the Annuity’s other death benefit options. The GMWB benefit does not increase or decrease the amount otherwise payable under the Annuity’s other death benefit options. Generally, the GMWB benefit would be of value to your Beneficiary only when the Protected Value at death exceeds any other amount available as a death benefit.

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If you elect to begin receiving annuity payments before you have received all of your Protected Value in the form of withdrawals from your Annuity, an additional annuity payment option will be available that makes fixed annuity payments for a certain period, determined by dividing the Protected Value by the Protected Annual Withdrawal Amount. If you elect to receive annuity payments calculated in this manner, the assumed interest rate used to calculate such payments will be 0%, which is less than the assumed interest rate on other annuity payment options we offer. This 0% assumed interest rate results in lower annuity payments than what would have been paid if the assumed interest rate was higher than 0%. You can also elect to terminate the GMWB benefit and begin receiving annuity payments based on your then current Account Value (not the remaining Protected Value) under any of the available annuity payment options.

Other Important Considerations

■	Withdrawals under the GMWB benefit are subject to all of the terms and conditions of your Annuity, including any CDSC and MVA that may apply.
■	Withdrawals made while the GMWB benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under your Annuity.
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The GMWB benefit does not directly affect your Annuity’s Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal. If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Value.

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You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the GMWB benefit. The GMWB benefit provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Protected Value in the form of periodic benefit payments.

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We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

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The Basic Death Benefit will terminate if withdrawals taken under the GMWB benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the GMWB benefit cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

Election of the Benefit

The GMWB benefit is no longer available. If you currently participate in GMWB, your existing guarantees are unaffected by the fact that we no longer offer GMWB.

We reserve the right to restrict the maximum amount of Protected Value that may be covered under the GMWB benefit under this Annuity or any other annuities that you own that are issued by Prudential Annuities or its affiliated companies.

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Termination of the Benefit

The benefit terminates automatically when your Protected Value reaches zero based on your withdrawals. You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective. The benefit terminates upon your surrender of your Annuity, upon due proof of death (unless your surviving spouse elects to continue your Annuity and the GMWB benefit or your Beneficiary elects to receive the amounts payable under the GMWB benefit in lieu of the death benefit) or upon your election to begin receiving annuity payments.

The charge for the GMWB benefit will no longer be deducted from your Account Value upon termination of the benefit.

Please note that if you terminate a living benefit such as GMWB and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. We reserve the right to waive, change and/or further limit the election frequency in the future.

Charges under the Benefit

■	Currently, we deduct a charge equal to 0.35% of the average daily net assets of the Sub-accounts per year for the GMWB benefit. The annual charge is deducted daily.
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If, during the seven years following the effective date of the benefit, you do not make any withdrawals, and also during the five years after the effective date of the benefit you make no purchase payment, we will thereafter waive the charge for GMWB. If you make a purchase payment after we have instituted that fee waiver (whether that purchase payment is directed to a Sub-account or to a Fixed Allocation), we will resume imposing the GMWB fee (without notifying you of the resumption of the charge). Withdrawals that you take after the fee waiver has been instituted will not result in the re-imposition of the GMWB charge.

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If you elect to step-up the Protected Value under the benefit, and on the date you elect to step-up, the charges under the benefit have changed for new purchasers, your benefit may be subject to the new charge level for the benefit.

Additional Tax Considerations for Qualified Contracts/Arrangements

If you purchase an Annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than 5 percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Protected Annual Withdrawal Amount, which will cause us to recalculate the Protected Value and the Protected Annual Withdrawal Amount, resulting in a lower amount payable in future Annuity Years.

GUARANTEED MINIMUM INCOME BENEFIT (GMIB)

The Guaranteed Minimum Income Benefit is no longer available for new elections.

The Guaranteed Minimum Income Benefit is an optional benefit that, after a seven-year waiting period, guarantees your ability to begin receiving income from your Annuity in the form of annuity payments based on a guaranteed minimum value (called the “Protected Income Value”) that increases after the waiting period begins, regardless of the impact of Sub-account performance on your Account Value. The benefit may be appropriate for you if you anticipate using your Annuity as a future source of periodic fixed income payments for the remainder of your life and wish to ensure that the basis upon which your income payments will be calculated will achieve at least a minimum amount despite fluctuations in market performance. There is an additional charge if you elected the GMIB benefit.

Key Feature – Protected Income Value

The Protected Income Value is the minimum amount that we guarantee will be available (net of any applicable tax charge), after a waiting period of at least seven years, as a basis to begin receiving fixed annuity payments. The Protected Income Value is initially established on the effective date of the GMIB benefit and is equal to your Account Value on such date. Currently, since the GMIB benefit may only be elected at issue, the effective date is the Issue Date of your Annuity. The Protected Income Value is increased daily based on an annual growth rate of 5%, subject to the limitations described below. The Protected Income Value is referred to as the “Protected Value” in the rider we issue for this benefit. The 5% annual growth rate is referred to as the “Roll-Up Percentage” in the rider we issue for this benefit.

The Protected Income Value is subject to a limit of 200% (2X) of the sum of the Protected Income Value established on the effective date of the GMIB benefit, or the effective date of any step-up value, plus any additional Purchase Payments (and any Credit that is applied to such Purchase Payments) made after the waiting period begins (“Maximum Protected Income Value”), minus the impact of any withdrawals (as described below in “Impact of Withdrawals on the Protected Income Value”) you make from your Annuity after the waiting period begins.

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Subject to the maximum age/durational limits described immediately below, we will no longer increase the Protected Income Value by the 5% annual growth rate once you reach the Maximum Protected Income Value. However, we will increase the

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Protected Income Value by the amount of any additional Purchase Payments after you reach the Maximum Protected Income Value. Further, if you make withdrawals after you reach the Maximum Protected Income Value, we will reduce the Protected Income Value and the Maximum Protected Income Value by the proportional impact of the withdrawal on your Account Value.

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Subject to the Maximum Protected Income Value, we will no longer increase the Protected Income Value by the 5% annual growth rate after the later of the anniversary date on or immediately following the Annuitant’s 80th birthday or the 7th anniversary of the later of the effective date of the GMIB benefit or the effective date of the most recent step-up. However, we will increase the Protected Income Value by the amount of any additional Purchase Payments (and any Credit that is applied to such Purchase Payments). Further, if you make withdrawals after the Annuitant reaches the maximum age/duration limits, we will reduce the Protected Income Value and the Maximum Protected Income Value by the proportional impact of the withdrawal on your Account Value.

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Subject to the Maximum Protected Income Value, if you make an additional Purchase Payment, we will increase the Protected Income Value by the amount of the Purchase Payment (and any Credit that is applied to such Purchase Payment) and will apply the 5% annual growth rate on the new amount from the date the Purchase Payment is applied.

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As described below, after the waiting period begins, cumulative withdrawals each Annuity Year that are up to 5% of the Protected Income Value on the prior anniversary of your Annuity will reduce the Protected Income Value by the amount of the withdrawal. Cumulative withdrawals each Annuity Year in excess of 5% of the Protected Income Value on the prior anniversary of your Annuity will reduce the Protected Income Value proportionately. All withdrawals after the Maximum Protected Income Value is reached will reduce the Protected Income Value proportionately. The 5% annual growth rate will be applied to the reduced Protected Income Value from the date of the withdrawal.

Stepping-Up the Protected Income Value – You may elect to “step-up” or “reset” your Protected Income Value if your Account Value is greater than the current Protected Income Value. Upon exercise of the step-up provision, your initial Protected Income Value will be reset equal to your current Account Value. From the date that you elect to step-up the Protected Income Value, we will apply the 5% annual growth rate to the stepped-up Protected Income Value, as described above. You can exercise the step-up provision twice while the GMIB benefit is in effect, and only while the Annuitant is less than age 76.

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A new seven-year waiting period will be established upon the effective date of your election to step-up the Protected Income Value. You cannot exercise your right to begin receiving annuity payments under the GMIB benefit until the end of the new waiting period. In light of this waiting period upon resets, it is not recommended that you reset your GMIB if the required beginning date under IRS minimum distribution requirements would commence during the 7 year waiting period. See “Tax Considerations” section in this prospectus for additional information on IRS requirements.

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The Maximum Protected Income Value will be reset as of the effective date of any step-up. The new Maximum Protected Income Value will be equal to 200% of the sum of the Protected Income Value as of the effective date of the step-up plus any subsequent Purchase Payments (and any Credit that is applied to such Purchase Payments), minus the impact of any withdrawals after the date of the step-up.

■	When determining the guaranteed annuity purchase rates for annuity payments under the GMIB benefit, we will apply such rates based on the number of years since the most recent step-up.
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If you elect to step-up the Protected Income Value under the benefit, and on the date you elect to step-up, the charges under the GMIB benefit have changed for new purchasers, your benefit may be subject to the new charge going forward.

■	A step-up will increase the dollar for dollar limit on the anniversary of the Issue Date of the Annuity following such step-up.

Impact of Withdrawals on the Protected Income Value – Cumulative withdrawals each Annuity Year up to 5% of the Protected Income Value will reduce the Protected Income Value on a “dollar-for-dollar” basis (the Protected Income Value is reduced by the actual amount of the withdrawal). Cumulative withdrawals in any Annuity Year in excess of 5% of the Protected Income Value will reduce the Protected Income Value proportionately (see the examples of this calculation below). The 5% annual withdrawal amount is determined on each anniversary of the Issue Date (or on the Issue Date for the first Annuity Year) and applies to any withdrawals during the Annuity Year. This means that the amount available for withdrawals each Annuity Year on a “dollar-for-dollar” basis is adjusted on each Annuity anniversary to reflect changes in the Protected Income Value during the prior Annuity Year.

The Maximum Protected Income Value is reduced by the same dollar-for-dollar amount as the Protected Income Value is reduced and the same proportional percentage as the Protected Income Value is reduced.

The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GMIB benefit are October 13, 2005; 2.) an initial Purchase Payment of $250,000 (includes any Credits); 3.) an initial Protected Income Value of $250,000; 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000); and 5.) a Maximum Protected Income Value of $500,000 (200% of the initial Protected Income Value). The values set forth here are purely hypothetical and do not reflect the charge for GMIB or any other fees and charges.

Example 1. Dollar-for-dollar reduction

A $10,000 withdrawal is taken on November 13, 2005 (in the first Annuity Year). No prior withdrawals or step-ups have been taken. Immediately prior to the withdrawal, the Protected Income Value is $251,038.10 (the initial value accumulated for 31 days at an annual effective rate of 5%). As the amount withdrawn is less than the dollar-for-dollar limit:

■	The Protected Income Value is reduced by the amount withdrawn (i.e., by $10,000, from $251,038.10 to $241,038.10).

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■	The Maximum Protected Income Value is reduced by the amount withdrawn (i.e., by $10,000 from $500,000.00 to $490,000.00).
■	The remaining dollar-for-dollar limit (“Remaining Limit”) for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

Example 2. Dollar-for-dollar and proportional reductions

A second $10,000 withdrawal is taken on December 13, 2005 (still within the first Annuity Year). Immediately before the withdrawal, the Account Value is $220,000, the Protected Income Value is $242,006.64 and the Maximum Protected Income Value is $490,000.00. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:

■	The Protected Income Value is first reduced by the Remaining Limit (from $242,006.64 to $239,506.64);
■	The result is then further reduced by the ratio of A to B, where:

—	A is the amount withdrawn less the Remaining Limit ($10,000 – $2,500, or $7,500).
—	B is the Account Value less the Remaining Limit ($220,000 – $2,500, or $217,500).

The resulting Protected Income Value is: $239,506.64 X (1 – $7,500 / $217,500), or $231,247.79.

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The Maximum Protected Income Value is reduced first by the same dollar amount as the Protected Income Value ($490,000.00 – $2,500 or $487,500.00) and by the same proportion as for the Protected Income Value ($487,500.00 X 0.9655 or $470,689.66).

■	The Remaining Limit is set to zero (0) for the balance of the first Annuity Year.

Example 3. Reset of the dollar-for-dollar limit

A $10,000 withdrawal is made on the first anniversary of the Issue Date, October 13, 2006 (second Annuity Year). Prior to the withdrawal, the Protected Income Value is $240,838.37 and the Maximum Protected Income Value is $470,689.66. The Remaining Limit is reset to 5% of the Protected Income Value amount, or $12,041.92. As the amount withdrawn is less than the dollar-for-dollar limit:

■	The Protected Income Value is reduced by the amount withdrawn (i.e., reduced by $10,000, from $240,838.37 to $230,838.37).
■	The Maximum Protected Income Value is also reduced by the amount withdrawn (i.e., by $10,000 from $470,689.66, to $460,689.66).
■	The Remaining Limit for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $12,041.92 to $2,041.92).

Key Feature – GMIB Annuity Payments

You can elect to apply the Protected Income Value to one of the available GMIB Annuity Payment Options on any anniversary date following the initial waiting period, or any subsequent waiting period established upon your election to step-up the Protected Income Value. Once you have completed the waiting period, you will have a 30-day period each year, after the Annuity anniversary, during which you may elect to begin receiving annuity payments under one of the available GMIB Annuity Payment Options. You must elect one of the GMIB Annuity Payment Options by the anniversary of the Annuity’s Issue Date on or immediately following the Annuitant’s or your 95th birthday (whichever is sooner), except for Annuities used as a funding vehicle for an IRA, SEP IRA or 403(b), in which case you must elect one of the GMIB Annuity Payment Options by the anniversary of the Annuity’s Issue Date on or immediately following the Annuitant’s 92nd birthday.

Your Annuity or state law may require you to begin receiving annuity payments at an earlier date.

The amount of each GMIB Annuity Payment will be determined based on the age and, where permitted by law, sex of the Annuitant by applying the Protected Income Value (net of any applicable tax charge that may be due) to the GMIB Annuity Payment Option you choose. We use special annuity purchase rates to calculate the amount of each payment due under the GMIB Annuity Payment Options. These special rates for the GMIB Annuity Payment Options are calculated using an assumed interest rate factor that provides for lower growth in the value applied to produce annuity payments than if you elected an annuity payment option that is not part of the GMIB benefit. These special rates also are calculated using other factors such as “age setbacks” (use of an age lower than the Annuitant’s actual age) that result in lower payments than would result if you elected an annuity payment option that is not part of the GMIB benefit. Use of an age setback entails a longer assumed life for the Annuitant which in turn results in lower annuity payments.

On the date that you elect to begin receiving GMIB Annuity Payments, we guarantee that your payments will be calculated based on your Account Value and our then current annuity purchase rates if the payment amount calculated on this basis would be higher than it would be based on the Protected Income Value and the special GMIB annuity purchase rates.

GMIB Annuity Payment Option 1 – Payments for Life with a Certain Period

Under this option, monthly annuity payments will be made until the death of the Annuitant. If the Annuitant dies before having received 120 monthly annuity payments, the remainder of the 120 monthly annuity payments will be made to the Beneficiary.

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GMIB Annuity Payment Option 2 – Payments for Joint Lives with a Certain Period

Under this option, monthly annuity payments will be made until the death of both the Annuitant and the Joint Annuitant. If the Annuitant and the Joint Annuitant die before having received 120 monthly annuity payments, the remainder of the 120 monthly annuity payments will be made to the Beneficiary.

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If the Annuitant dies first, we will continue to make payments until the later of the death of the Joint Annuitant and the end of the period certain. However, if the Joint Annuitant is still receiving annuity payments following the end of the certain period, we will reduce the amount of each subsequent payment to 50% of the original payment amount.

■	If the Joint Annuitant dies first, we will continue to make payments until the later of the death of the Annuitant and the end of the period certain.

You cannot withdraw your Account Value or the Protected Income Value under either GMIB Annuity Payment Option once annuity payments have begun. We may make other payout frequencies available, such as quarterly, semi-annually or annually.

Other Important Considerations

You should note that GMIB is designed to provide a type of insurance that serves as a safety net only in the event your Account Value declines significantly due to negative investment performance. If your Account Value is not significantly affected by negative investment performance, it is unlikely that the purchase of the GMIB will result in your receiving larger annuity payments than if you had not purchased GMIB. This is because the assumptions that we use in computing the GMIB, such as the annuity purchase rates, (which include assumptions as to age-setbacks and assumed interest rates), are more conservative than the assumptions that we use in computing annuity payout options outside of GMIB. Therefore, you may generate higher income payments if you were to annuitize a lower Account Value at the current annuity purchase rates, than if you were to annuitize under the GMIB with a higher Protected Value than your Account Value but, at the annuity purchase rates guaranteed under the GMIB. The GMIB benefit does not directly affect an Annuity’s Account Value, Surrender Value or the amount payable under either the basic Death Benefit provision of the Annuity or any optional Death Benefit provision. If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Income Value. The Protected Income Value is only applicable if you elect to begin receiving annuity payments under one of the GMIB annuity options after the waiting period.

■	Each Annuity offers other annuity payment options that you can elect which do not impose an additional charge, but which do not offer to guarantee a minimum value on which to make annuity payments.
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Where allowed by law, we reserve the right to limit subsequent Purchase Payments if we determine, at our sole discretion, that based on the timing of your Purchase Payments and withdrawals, your Protected Income Value is increasing in ways we did not intend. In determining whether to limit Purchase Payments, we will look at Purchase Payments which are disproportionately larger than your initial Purchase Payment and other actions that may artificially increase the Protected Income Value.

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We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

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If you change the Annuitant after the effective date of the GMIB benefit, the period of time during which we will apply the 5% annual growth rate may be changed based on the age of the new Annuitant. If the new Annuitant would not be eligible to elect the GMIB benefit based on his or her age at the time of the change, then the GMIB benefit will terminate.

■	Annuity payments made under the GMIB benefit are subject to the same tax treatment as any other annuity payment.
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At the time you elect to begin receiving annuity payments under the GMIB benefit or under any other annuity payment option we make available, the protection provided by an Annuity’s basic Death Benefit or any optional Death Benefit provision you elected will no longer apply.

Election of the Benefit

The GMIB benefit is no longer available. If you currently participate in GMIB, your existing guarantees are unaffected by the fact that we no longer offer GMIB .

Termination of the Benefit

The GMIB benefit cannot be terminated by the Owner once elected. The GMIB benefit automatically terminates as of the date your Annuity is fully surrendered, on the date the Death Benefit is payable to your Beneficiary (unless your surviving spouse elects to continue your Annuity), or on the date that your Account Value is transferred to begin making annuity payments. The GMIB benefit may also be terminated if you designate a new Annuitant who would not be eligible to elect the GMIB benefit based on his or her age at the time of the change.

Upon termination of the GMIB benefit we will deduct the charge from your Account Value for the portion of the Annuity Year since the prior anniversary of the Annuity’s Issue Date (or the Issue Date if in the first Annuity Year).

Charges under the Benefit

Currently, we deduct a charge equal to 0.50% per year of the average Protected Income Value for the period the charge applies. Because the charge is calculated based on the average Protected Income Value, it does not increase or decrease based on changes to the Annuity’s Account Value due to market performance. The dollar amount you pay each year will increase in any year the Protected Income Value increases, and it will decrease in any year the Protected Income Value decreases due to withdrawal, irrespective of whether your Account Value increases or decreases.

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The charge is deducted annually in arrears each Annuity Year on the anniversary of the Issue Date of an Annuity. We deduct the amount of the charge pro-rata from the Account Value allocated to the Sub-accounts and the Fixed Allocations. No MVA will apply to Account Value deducted from a Fixed Allocation. If you surrender your Annuity, begin receiving annuity payments under the GMIB benefit or any other annuity payment option we make available during an Annuity Year, or the GMIB benefit terminates, we will deduct the charge for the portion of the Annuity Year since the prior anniversary of the Annuity’s Issue Date (or the Issue Date if in the first Annuity Year).

No charge applies after the Annuity Date.

LIFETIME FIVE INCOME BENEFIT (LIFETIME FIVE)

The Lifetime Five Income Benefit is no longer being offered. Lifetime Five could have been elected only where the Annuitant and the Owner were the same person or, if the Annuity Owner is an entity, where there was only one Annuitant. The Annuitant must have been at least 45 years old when the benefit is elected. The Lifetime Five Income Benefit was not available if you elected any other optional living benefit. As long as your Lifetime Five Income Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available option(s) with this benefit.

The benefit guarantees your ability to withdraw amounts equal to a percentage of an initial principal value (called the “Protected Withdrawal Value”), regardless of the impact of market performance on your Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. There are two options – one is designed to provide an annual withdrawal amount for life (the “Life Income Benefit”) and the other is designed to provide a greater annual withdrawal amount as long as there is Protected Withdrawal Value (adjusted as described below) (the “Withdrawal Benefit”). If there is no Protected Withdrawal Value, the withdrawal benefit will be zero. You do not choose between these two options; each option will continue to be available as long as your Annuity has an Account Value and the Lifetime Five is in effect. Certain benefits under Lifetime Five may remain in effect even if the Account Value of your Annuity is zero. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that market performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

Key Feature – Protected Withdrawal Value

The Protected Withdrawal Value is used to determine the amount of each annual payment under the Life Income Benefit and the Withdrawal Benefit. The initial Protected Withdrawal Value is determined as of the date you make your first withdrawal under your Annuity following your election of Lifetime Five. The initial Protected Withdrawal Value is equal to the greater of (A) the Account Value on the date you elect Lifetime Five, plus any additional Purchase Payments, as applicable, each growing at 5% per year from the date of your election of the benefit, or application of the Purchase Payment to your Annuity until the date of your first withdrawal or the 10th anniversary of the benefit effective date, if earlier (B) the Account Value on the date of the first withdrawal from your Annuity, prior to the withdrawal, and (C) the highest Account Value on each Annuity anniversary, plus subsequent Purchase Payments prior to the first withdrawal or the 10th anniversary of the benefit effective date, if earlier. With respect to (A) and (C) above, after the 10th anniversary of the benefit effective date, each value is increased by the amount of any subsequent Purchase Payments. Credits are added to Purchase Payments for purposes of calculating the Protected Withdrawal Value, the Annual Income Amount and the Annual Withdrawal Amount (see below for a description of Annual Income Amount and Annual Withdrawal Amount).

■	If you elected the Lifetime Five benefit at the time you purchase your Annuity, the Account Value was your initial Purchase Payment.
■	If you make additional Purchase Payments after your first withdrawal, the Protected Withdrawal Value will be increased by the amount of each additional Purchase Payment.

The Protected Withdrawal Value is reduced each time a withdrawal is made on a dollar-for-dollar basis up to the Annual Withdrawal Amount, per Annuity Year, of the Protected Withdrawal Value and on the greater of a dollar-for-dollar basis or a pro rata basis for withdrawals in an Annuity Year in excess of that amount until the Protected Withdrawal Value is reduced to zero. At that point the Annual Withdrawal Amount will be zero until such time (if any) as the Annuity reflects a Protected Withdrawal Value (for example, due to a step-up or additional Purchase Payments being made into the Annuity).

Step-Up of the Protected Withdrawal Value

You may elect to step-up your Protected Withdrawal Value if, due to positive market performance, your Account Value is greater than the Protected Withdrawal Value.

■	You are eligible to step-up the Protected Withdrawal Value on or after the 1st anniversary of the first withdrawal under the Lifetime Five benefit.
■	The Protected Withdrawal Value can be stepped up again on or after the 1st anniversary of the preceding step-up.

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If you elect to step-up the Protected Withdrawal Value under the benefit, and on the date you elect to step-up, the charges under the Lifetime Five benefit have changed for new purchasers, your benefit may be subject to the new charge at the time of step-up. Upon election of the step-up, we increase the Protected Withdrawal Value to be equal to the then current Account Value. For example, assume your initial Protected Withdrawal Value was $100,000 and you have made cumulative withdrawals of $40,000, reducing the Protected Withdrawal Value to $60,000. On the date you are eligible to step-up the Protected Withdrawal Value, your Account Value is equal to $75,000. You could elect to step-up the Protected Withdrawal Value to $75,000 on the date you are eligible. If your current Annual Income Amount and Annual Withdrawal Amount are less than they would be if we did not reflect the step-up in Protected Withdrawal Value, then we will increase these amounts to reflect the step-up as described below.

An optional automatic step-up (“Auto Step-Up”) feature is available for this benefit. This feature may be elected at the time the benefit is elected or at any time while the benefit is in force.

If you elected the Lifetime Five benefit and have also elected the Auto Step-Up feature:

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the first Auto Step-Up opportunity will occur on the 1st Annuity Anniversary that is at least one year after the later of (1) the date of the first withdrawal under the Lifetime Five benefit or (2) the most recent step-up

■	your Protected Withdrawal Value will only be stepped-up if 5% of the Account Value is greater than the Annual Income Amount by any amount
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if at the time of the first Auto Step-Up opportunity, 5% of the Account Value is not greater than the Annual Income Amount, an Auto Step-Up opportunity will occur on each successive Annuity Anniversary until a step-up occurs

■	once a step-up occurs, the next Auto Step-Up opportunity will occur on the 1st Annuity Anniversary that is at least one year after the most recent step-up

If on the date that we implement an Auto Step-Up to your Protected Withdrawal Value, the charge for Lifetime Five has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Subject to our rules and restrictions, you will still be permitted to manually step-up the Protected Withdrawal Value even if you elect the Auto Step-Up feature.

Key Feature – Annual Income Amount under the Life Income Benefit

The initial Annual Income Amount is equal to 5% of the initial Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active. Under the Lifetime Five benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Annual Income Amount (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. A withdrawal can be considered Excess Income under the Life Income Benefit even though it does not exceed the Annual Withdrawal Amount under the Withdrawal Benefit. When you elect a step-up (or an auto step-up is effected), your Annual Income Amount increases to equal 5% of your Account Value after the step-up if such amount is greater than your Annual Income Amount. Your Annual Income Amount also increases if you make additional Purchase Payments. The amount of the increase is equal to 5% of any additional Purchase Payments (and any associated Credit). Any increase will be added to your Annual Income Amount beginning on the day that the step-up is effective or the Purchase Payment is made. A determination of whether you have exceeded your Annual Income Amount is made at the time of each withdrawal; therefore a subsequent increase in the Annual Income Amount will not offset the effect of a withdrawal that exceeded the Annual Income Amount at the time the withdrawal was made.

Key Feature – Annual Withdrawal Amount under the Withdrawal Benefit

The initial Annual Withdrawal Amount is equal to 7% of the initial Protected Withdrawal Value. Under the Lifetime Five benefit, if your cumulative withdrawals each Annuity Year are less than or equal to the Annual Withdrawal Amount, your Protected Withdrawal Value will be reduced on a dollar-for-dollar basis. If your cumulative withdrawals are in excess of the Annual Withdrawal Amount (“Excess Withdrawal”), your Annual Withdrawal Amount will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Withdrawal to the Account Value immediately prior to such withdrawal (see the examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. When you elect a step-up (or an auto step-up is effected), your Annual Withdrawal Amount increases to equal 7% of your Account Value after the step-up if such amount is greater than your Annual Withdrawal Amount. Your Annual Withdrawal Amount also increases if you make additional Purchase Payments. The amount of the increase is equal to 7% of any additional Purchase Payments (and any associated Credit). A determination of whether you have exceeded your Annual Withdrawal Amount is made at the time of each withdrawal; therefore, a subsequent increase in the Annual Withdrawal Amount will not offset the effect of a withdrawal that exceeded the Annual Withdrawal Amount at the time the withdrawal was made.

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The Lifetime Five benefit does not affect your ability to make withdrawals under your Annuity or limit your ability to request withdrawals that exceed the Annual Income Amount and the Annual Withdrawal Amount. You are not required to withdraw all or any portion of the Annual Withdrawal Amount or Annual Income Amount in each Annuity Year.

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If, cumulatively, you withdraw an amount less than the Annual Withdrawal Amount under the Withdrawal Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Withdrawal Amount to subsequent Annuity Years. However, because the Protected Withdrawal Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Annual Withdrawal Amount may extend the period of time until the remaining Protected Withdrawal Value is reduced to zero.

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If, cumulatively, you withdraw an amount less than the Annual Income Amount under the Life Income Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years. However, because the Protected Withdrawal Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Annual Income Amount may extend the period of time until the remaining Protected Withdrawal Value is reduced to zero.

Examples of Withdrawals

The following examples of dollar-for-dollar and proportional reductions of the Protected Withdrawal Value, Annual Withdrawal Amount and Annual Income Amount assume: 1.) the Issue Date and the Effective Date of the Lifetime Five benefit are February 1, 2005; 2.) an initial Purchase Payment of $250,000; 3.) the Account Value on February 1, 2006 is equal to $265,000; and 4.) the first withdrawal occurs on March 1, 2006 when the Account Value is equal to $263,000. The values set forth here are purely hypothetical, and do not reflect the charge for Lifetime Five or any other fees and charges.

The initial Protected Withdrawal Value is calculated as the greatest of (a), (b) and (c):

(a)	Purchase payment accumulated at 5% per year from February 1, 2005 until March 1, 2006 (393 days) = $250,000 X 1.05^(393/365) = $263,484.33
(b)	Account Value on March 1, 2006 (the date of the first withdrawal) = $263,000
(c)	Account Value on February 1, 2006 (the first Annuity Anniversary) = $265,000

Therefore, the initial Protected Withdrawal Value is equal to $265,000. The Annual Withdrawal Amount is equal to $18,550 under the Withdrawal Benefit (7% of $265,000). The Annual Income Amount is equal to $13,250 under the Life Income Benefit (5% of $265,000).

Example 1. Dollar-for-dollar reduction

If $10,000 was withdrawn (less than both the Annual Income Amount and the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:

■	Remaining Annual Withdrawal Amount for current Annuity Year = $18,550 – $10,000 = $8,550. Annual Withdrawal Amount for future Annuity Years remains at $18,550.
■	Remaining Annual Income Amount for current Annuity Year = $13,250 – $10,000 = $3,250. Annual Income Amount for future Annuity Years remains at $13,250.
■	Protected Withdrawal Value is reduced by $10,000 from $265,000 to $255,000

Example 2. Dollar-for-dollar and proportional reductions

(a)	If $15,000 was withdrawn (more than the Annual Income Amount but less than the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:
■	Remaining Annual Withdrawal Amount for current Annuity Year = $18,550 – $15,000 = $3,550. Annual Withdrawal Amount for future Annuity Years remains at $18,550
■	Remaining Annual Income Amount for current Annuity Year = $0

Excess of withdrawal over the Annual Income Amount ($15,000 – $13,250 = $1,750) reduces Annual Income Amount for future Annuity Years.

■	Reduction to Annual Income Amount = Excess Income/Account Value before Excess Income X Annual Income Amount = $1,750/($263,000 – $13,250) X $13,250 = $93

Annual Income Amount for future Annuity Years = $13,250 – $93 = $13,157

■	Protected Withdrawal Value is reduced by $15,000 from $265,000 to $250,000

(b)	If $25,000 was withdrawn (more than both the Annual Income Amount and the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:
■	Remaining Annual Withdrawal Amount for current Annuity Year = $0

Excess of withdrawal over the Annual Withdrawal Amount ($25,000 – $18,550 = $6,450) reduces Annual Withdrawal Amount for future Annuity Years.

■	Reduction to Annual Withdrawal Amount = Excess Withdrawal/Account Value before Excess Withdrawal X Annual Withdrawal Amount = $6,450/($263,000 – $18,550) X $18,550 = $489

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Annual Withdrawal Amount for future Annuity Years = $18,550 – $489 = $18,061

■	Remaining Annual Income Amount for current Annuity Year = $0

Excess of withdrawal over the Annual Income Amount ($25,000 – $13,250 = $11,750) reduces Annual Income Amount for future Annuity Years.

■	Reduction to Annual Income Amount = Excess Income/Account Value before Excess Income X Annual Income Amount = $11,750/($263,000 – $13,250) X $13,250 = $623.

Annual Income Amount for future Annuity Years = $13,250 – $623 = $12,627

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Protected Withdrawal Value is first reduced by the Annual Withdrawal Amount ($18,550) from $265,000 to $246,450. It is further reduced by the greater of a dollar-for-dollar reduction or a proportional reduction. Dollar-for-dollar reduction = $25,000 – $18,550 = $6,450

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Proportional reduction = Excess Withdrawal/Account Value before Excess Withdrawal X Protected Withdrawal Value = $6,450/($263,000 – $18,550) X $246,450 = $6,503 Protected Withdrawal Value = $246,450 – max {$6,450, $6,503} = $239,947

Benefits Under the Lifetime Five Benefit

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If your Account Value is equal to zero, and the cumulative withdrawals in the current Annuity Year are greater than the Annual Withdrawal Amount, the Lifetime Five benefit will terminate. To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount and amounts are still payable under both the Life Income Benefit and the Withdrawal Benefit, you will be given the choice of receiving the payments under the Life Income Benefit or under the Withdrawal Benefit. Thus, in that scenario, the remaining amounts under the Life Income Benefit and the Withdrawal Benefit would be payable even though your Account Value was reduced to zero. Once you make this election we will make an additional payment for that Annuity Year equal to either the remaining Annual Income Amount or Annual Withdrawal Amount for the Annuity Year, if any, depending on the option you choose. In subsequent Annuity Years we make payments that equal either the Annual Income Amount or the Annual Withdrawal Amount as described in this Prospectus. You will not be able to change the option after your election and no further Purchase Payments will be accepted under your Annuity. If you do not make an election, we will pay you annually under the Life Income Benefit. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount but less than or equal to the Annual Withdrawal Amount and amounts are still payable under the Withdrawal Benefit, you will receive the payments under the Withdrawal Benefit. In the year of a withdrawal that reduced your Account Value to zero, we will make an additional payment to equal any remaining Annual Withdrawal Amount and make payments equal to the Annual Withdrawal Amount in each subsequent year (until the Protected Withdrawal Value is depleted). Once your Account Value equals zero no further Purchase Payments will be accepted under your Annuity.

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If annuity payments are to begin under the terms of your Annuity or if you decide to begin receiving annuity payments and there is any Annual Income Amount due in subsequent Annuity Years or any remaining Protected Withdrawal Value, you can elect one of the following three options:

(1)	apply your Account Value to any annuity option available; or
(2)	request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We make such annuity payments until the Annuitant’s death; or
(3)	request that, as of the date annuity payments are to begin, we pay out any remaining Protected Withdrawal Value as annuity payments. Each year such annuity payments will equal the Annual Withdrawal Amount or the remaining Protected Withdrawal Value if less. We make such annuity payments until the earlier of the Annuitant’s death or the date the Protected Withdrawal Value is depleted.

We must receive your request in a form acceptable to us at our office.

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In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a single life fixed annuity with five payments certain using the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

(1)	the present value of future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and
(2)	the Account Value.

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If no withdrawal was ever taken, we will determine a Protected Withdrawal Value and calculate an Annual Income Amount and an Annual Withdrawal Amount as if you made your first withdrawal on the date the annuity payments are to begin.

Other Important Considerations

■	Withdrawals under the Lifetime Five benefit are subject to all of the terms and conditions of your Annuity, including any applicable CDSC.

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Withdrawals made while the Lifetime Five benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under your Annuity. The Lifetime Five benefit does not directly affect your Annuity’s Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Withdrawal Value.

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You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Lifetime Five benefit. The Lifetime Five benefit provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Protected Withdrawal Value or Annual Income Amount in the form of periodic benefit payments.

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You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

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In general, you must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly-adopted requirements. Subsequent to any change in requirements, transfers of Account Value and allocation of additional Purchase Payments may be subject to the new investment limitations.

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You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

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The Basic Death Benefit will terminate if withdrawals taken under the Lifetime Five benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Lifetime Five benefit cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

■	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

Election of the Benefit

We no longer permit elections of Lifetime Five. If you wish, you may cancel the Lifetime Five benefit. You may then elect any other available living benefit on the Valuation Day after you have cancelled the Lifetime Five benefit provided, the request is received in good order (subject to state availability and in accordance with any applicable age requirements). Once the Lifetime Five benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Lifetime Five benefit provided that the benefit you are looking to elect is available on a post-issue basis. If you cancel Lifetime Five, you lose all guarantees under the benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. Any such new benefit may be more expensive.

Termination of the Benefit

The benefit terminates automatically when your Protected Withdrawal Value and Annual Income Amount equal zero. You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective. The benefit terminates upon your surrender of your Annuity, upon the death of the Annuitant, upon a change in ownership of your Annuity that changes the tax identification number of the Owner, upon change in the Annuitant or upon your election to begin receiving annuity payments. While you may terminate your benefit at any time, we may not terminate the benefit other than in the circumstances listed above.

The charge for the Lifetime Five benefit will no longer be deducted from your Account Value upon termination of the benefit.

Additional Tax Considerations

If you purchase an Annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner’s lifetime. The amount required under the Code may exceed the Annual Withdrawal Amount and the Annual Income Amount, which will cause us to increase the Annual Income Amount and the Annual Withdrawal Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. Any such payments will reduce your Protected Withdrawal Value.

As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of this Prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here.

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SPOUSAL LIFETIME FIVE INCOME BENEFIT (SPOUSAL LIFETIME FIVE)

The Spousal Lifetime Five benefit is no longer being offered. Spousal Lifetime Five must have been elected based on two Designated Lives, as described below. Each Designated Life must have been at least 55 years old when the benefit was elected. The Spousal Lifetime Five benefit was not available if you elected any other optional living benefit or optional death benefit. As long as your Spousal Lifetime Five Income Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available option(s) with this benefit.

The benefit guarantees until the later death of two natural persons that are each other’s spouses at the time of election of Spousal Lifetime Five and at the first death of one of them (the “Designated Lives”, each a “Designated Life”) the ability to withdraw an annual amount (“Spousal Life Income Benefit”) equal to a percentage of an initial principal value (the “Protected Withdrawal Value”) regardless of the impact of market performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The Spousal Life Income Benefit may remain in effect even if the Account Value of the Annuity is zero. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that market performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Life Income Benefit after the death of the first. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under the Spousal Lifetime Income Benefit when and if your Account Value is reduced to zero (unless the benefit has terminated).

Key Feature – Initial Protected Withdrawal Value

The Protected Withdrawal Value is used to determine the amount of each annual payment under the Spousal Life Income Benefit. The initial Protected Withdrawal Value is determined as of the date you make your first withdrawal under the Annuity following your election of Spousal Lifetime Five. The initial Protected Withdrawal Value is equal to the greater of (A) the Account Value on the date you elect Spousal Lifetime Five, plus any additional Purchase Payments as applicable, each growing at 5% per year from the date of your election of the benefit, or application of the Purchase Payment to your Annuity, until the date of your first withdrawal or the 10th anniversary of the benefit effective date, if earlier (B) the Account Value on the date of the first withdrawal from your Annuity, prior to the withdrawal, and (C) the highest Account Value on each Annuity anniversary, plus subsequent Purchase Payments prior to the first withdrawal or the 10th anniversary of the benefit effective date, if earlier. With respect to (A) and (C) above, after the 10th anniversary of the benefit effective date, each value is increased by the amount of any subsequent Purchase Payments. Credits are added to Purchase Payments for purposes of calculating the Protected Withdrawal Value and the Annual Income Amount (see below for a description of Annual Income Amount).

Key Feature – Annual Income Amount under the Spousal Lifetime Five Income Benefit

The initial Annual Income Amount is equal to 5% of the initial Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active. Under the Spousal Lifetime Five benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If, cumulatively, you withdraw an amount less than the Annual Income Amount under the Spousal Life Income Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years. If your cumulative withdrawals are in excess of the Annual Income Amount (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. The Spousal Lifetime Five benefit does not affect your ability to make withdrawals under your Annuity or limit your ability to request withdrawals that exceed the Annual Income Amount.

Step-Up of Annual Income Amount

You may elect to step-up your Annual Income Amount if, due to positive market performance, 5% of your Account Value is greater than the Annual Income Amount. You are eligible to step-up the Annual Income Amount on or after the 1st anniversary of the first withdrawal under the Spousal Lifetime Five benefit. The Annual Income Amount can be stepped up again on or after the 1st anniversary of the preceding step-up. If you elect to step-up the Annual Income Amount under the benefit, and on the date you elect to step-up, the charges under the Spousal Lifetime Five benefit have changed for new purchasers, your benefit may be subject to the new charge at the time of such step-up. When you elect a step-up, your Annual Income Amount increases to equal 5% of your Account Value after the step-up. Your Annual Income Amount also increases if you make additional Purchase Payments. The amount of the increase is equal to 5% of any additional Purchase Payments (plus any Credit). Any increase will be added to your Annual Income Amount beginning on the day that the step-up is effective or the Purchase Payment is made. A determination of whether you have exceeded your Annual Income Amount is made at the time of each withdrawal; therefore a subsequent increase in the Annual Income Amount will not offset the effect of a withdrawal that exceeded the Annual Income Amount at the time the withdrawal was made.

An optional automatic step-up (“Auto Step-Up”) feature is available for this benefit. This feature may be elected at the time the benefit is elected or at any time while the benefit is in force. If you elect this feature, the first Auto Step-Up opportunity will occur on the 1st Annuity Anniversary that is at least one year after the later of (1) the date of the first withdrawal under the Spousal Lifetime

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Five benefit or (2) the most recent step-up. At this time, your Annual Income Amount will be stepped-up if 5% of your Account Value is greater than the Annual Income Amount by any amount. If 5% of the Account Value does not exceed the Annual Income Amount, then an Auto Step-Up opportunity will occur on each successive Annuity Anniversary until a step-up occurs. Once a step-up occurs, the next Auto Step-Up opportunity will occur on the 1st Annuity Anniversary that is at least 1 year after the most recent step-up. If, on the date that we implement an Auto Step-Up to your Annual Income Amount, the charge for Spousal Lifetime Five has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Subject to our rules and restrictions, you will still be permitted to manually step-up the Annual Income Amount even if you elect the Auto Step-Up feature.

Examples of withdrawals and step-up

The following examples of dollar-for-dollar and proportional reductions and the step-up of the Annual Income Amount assume: 1.) the Issue Date and the Effective Date of the Spousal Lifetime Five benefit are February 1, 2005; 2.) an initial Purchase Payment of $250,000; 3.) the Account Value on February 1, 2006 is equal to $265,000; 4.) the first withdrawal occurs on March 1, 2006 when the Account Value is equal to $263,000; and 5.) the Account Value on February 1, 2010 is equal to $280,000. The values set forth here are purely hypothetical, and do not reflect the charge for the Spousal Lifetime Five or any other fees and charges.

The initial Protected Withdrawal Value is calculated as the greatest of (a), (b) and (c):

(a)	Purchase payment accumulated at 5% per year from February 1, 2005 until March 1, 2006 (393 days) = $250,000 X 1.05^(393/365) = $263,484.33
(b)	Account Value on March 1, 2006 (the date of the first withdrawal) = $263,000
(c)	Account Value on February 1, 2006 (the first Annuity Anniversary) = $265,000

Therefore, the initial Protected Withdrawal Value is equal to $265,000. The Annual Income Amount is equal to $13,250 under the Spousal Life Income Benefit (5% of $265,000).

Example 1. Dollar-for-dollar reduction

If $10,000 was withdrawn (less than the Annual Income Amount) on March 1, 2006, then the following values would result:

■	Remaining Annual Income Amount for current Annuity Year = $13,250 – $10,000 = $3,250.
■	Annual Income Amount for future Annuity Years remains at $13,250

Example 2. Dollar-for-dollar and proportional reductions

If $15,000 was withdrawn (more than the Annual Income Amount) on March 1, 2006, then the following values would result:

■	Remaining Annual Income Amount for current Annuity Year = $0
■	Excess of withdrawal over the Annual Income Amount ($15,000 – $13,250 = $1,750) reduces Annual Income Amount for future Annuity Years.
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Reduction to Annual Income Amount = Excess Income/Account Value before Excess Income X Annual Income Amount = $1,750/($263,000 – $13,250) X $13,250 = $93. Annual Income Amount for future Annuity Years = $13,250 – $93 = $13,157

Example 3. Step-up of the Annual Income Amount

If a step-up of the Annual Income Amount is requested on February 1, 2010 or the Auto Step-Up feature was elected, the step-up would occur because 5% of the Account Value, which is $14,000 (5% of $280,000), is greater than the Annual Income Amount of $13,250. The new Annual Income Amount will be equal to $14,000.

Benefits Under the Spousal Lifetime Five Benefit

To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount and amounts are still payable under the Spousal Life Income Benefit, we will make an additional payment for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year, if any. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this Prospectus. No further Purchase Payments will be accepted under your Annuity. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Life Income Benefit terminates and no additional payments will be made.

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If annuity payments are to begin under the terms of your Annuity or if you decide to begin receiving annuity payments and there is any Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any annuity option available; or
(2)	request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death.

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We must receive your request in a form acceptable to us at our office.

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In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with five payments certain using the same basis that is used to calculate the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

(1)	the present value of future Annual Income Amount payments. Such present value will be calculated using the same basis that is used to calculate the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and
(2)	the Account Value.

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If no withdrawal was ever taken, we will determine an initial Protected Withdrawal Value and calculate an Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.

Other Important Considerations

■	Withdrawals under the Spousal Lifetime Five benefit are subject to all of the terms and conditions of the Annuity, including any CDSC.
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Withdrawals made while the Spousal Lifetime Five benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Spousal Lifetime Five benefit does not directly affect the Annuity’s Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Withdrawal Value.

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You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Lifetime Five benefit. The Spousal Lifetime Five benefit provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

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You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

■	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.
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In general, you must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly-adopted requirements. Subsequent to any change in requirements, transfers of Account Value and allocation of additional Purchase Payments may be subject to the new investment limitations.

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There may be circumstances where you will continue to be charged the full amount for the Spousal Lifetime Five benefit even when the benefit is only providing a guarantee of income based on one life with no survivorship.

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In order for the Surviving Designated Life to continue the Spousal Lifetime Five benefit upon the death of an owner, the Designated Life must elect to assume ownership of the Annuity under the spousal continuation option. When the Annuity is owned by a Custodial Account, in order for Spousal Lifetime Five to be continued after the death of the first Designated Life (the Annuitant), the Custodial Account must elect to continue the Annuity and the second Designated Life (the Contingent Annuitant) will be named as the new Annuitant. See “Spousal Designations”, and “Spousal Assumption of Annuity” in this Prospectus.

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You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

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The Basic Death Benefit will terminate if withdrawals taken under the Spousal Lifetime Five benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Spousal Lifetime Five benefit cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

Election of and Designations under the Benefit

We no longer permit elections of Spousal Lifetime Five – whether for those who currently participate in Spousal Lifetime Five or for those who are buying an Annuity for the first time. If you wish, you may cancel the Spousal Lifetime Five benefit. You may then elect any other available living benefit on the Valuation Day after have you cancelled the Spousal Lifetime Five benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Once the Spousal Lifetime Five benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Spousal Lifetime Five benefit provided that the benefit you are looking to elect is available on a post-issue basis. If you cancel the benefit, you lose all guarantees under the benefit, and your guarantee under any new benefit you elect will be based on your Account Value at that time.

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Spousal Lifetime Five could only be elected based on two Designated Lives. Designated Lives must be natural persons who are each other’s spouses at the time of election of the benefit and at the death of the first of the Designated Lives to die. Spousal Lifetime Five only could be elected where the Owner, Annuitant, and Beneficiary designations are as follows:

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One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner’s spouse. The Owner/Annuitant and the beneficiary each must be at least 55 years old at the time of election; or

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Co-Annuity Owners, where the Owners are each other’s spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. Each Owner must each be at least 55 years old at the time of election; or

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One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) (“Custodial Account”), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. Both the Annuitant and the Contingent Annuitant each must be at least 55 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows:

(a)	if one Owner dies and the surviving spousal Owner assumes the Annuity or
(b)	if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary designations under this benefit. If the Designated Lives divorce, however, the Spousal Lifetime Five benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new Designated Life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

Termination of the Benefit

The benefit terminates automatically when your Annual Income Amount equals zero. The benefit also terminates upon your surrender of the Annuity, upon the first Designated Life to die if the Annuity is not continued, upon the second Designated Life to die or upon your election to begin receiving annuity payments. You may terminate the benefit at any time by notifying us. Please note that if you terminate a living benefit such as Spousal Lifetime Five and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. We reserve the right to waive, change and/or further limit the election frequency in the future.

The charge for the Spousal Lifetime Five benefit will no longer be deducted from your Account Value upon termination of the benefit.

Additional Tax Considerations

If you purchase an Annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or an employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than 5 percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner’s lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. Any such payments will reduce your Protected Withdrawal Value.

As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here.

HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT (HD5)

Except for Annuities issued in the state of Florida, effective September 14, 2012, we no longer accept additional purchase payments for Annuities with the Highest Daily Lifetime Five benefit. For Annuities issued in Florida, this restriction does not apply and you may continue to make additional Purchase Payments at this time.

The Highest Daily Lifetime Five benefit is no longer offered for new elections. The income benefit under Highest Daily Lifetime Five is based on a single “designated life” who is at least 55 years old on the date that the benefit was acquired. The Highest Daily Lifetime Five Benefit was not available if you elected any other optional living benefit, although you may elect any optional death benefit. Any DCA Program that transfers Account Value from a Fixed Allocation is also not available as Fixed Allocations are not permitted with the benefit. As long as your Highest Daily Lifetime Five Benefit is in effect, you must allocate your Account Value in accordance with the then-permitted and available investment option(s) with this benefit.

The benefit that guarantees until the death of the single designated life the ability to withdraw an annual amount (the “Total Annual Income Amount”) equal to a percentage of an initial principal value (the “Total Protected Withdrawal Value”) regardless of the

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impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Highest Daily Lifetime Five, and in Appendix C to this Prospectus, we set forth the formula under which we make the asset transfers. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

As discussed below, a key component of Highest Daily Lifetime Five is the Total Protected Withdrawal Value, which is an amount that is distinct from Account Value. Because each of the Total Protected Withdrawal Value and Total Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for Account Value to fall to zero, even though the Total Annual Income Amount remains. You are guaranteed to be able to withdraw the Total Annual Income Amount for the rest of your life, provided that you have not made “excess withdrawals.” Excess withdrawals, as discussed below, will reduce your Total Annual Income Amount. Thus, you could experience a scenario in which your Account Value was zero, and, due to your excess withdrawals, your Total Annual Income Amount also was reduced to zero. In that scenario, no further amount would be payable under Highest Daily Lifetime Five.

Key Feature – Total Protected Withdrawal Value

The Total Protected Withdrawal Value is used to determine the amount of the annual payments under Highest Daily Lifetime Five. The Total Protected Withdrawal Value is equal to the greater of the Protected Withdrawal Value and any Enhanced Protected Withdrawal Value that may exist. We describe how we determine Enhanced Protected Withdrawal Value, and when we begin to calculate it, below. If you do not meet the conditions described below for obtaining Enhanced Protected Withdrawal Value then Total Protected Withdrawal Value is simply equal to Protected Withdrawal Value.

The Protected Withdrawal Value initially is equal to the Account Value on the date that you elect Highest Daily Lifetime Five. On each Valuation Day thereafter, until the earlier of the first withdrawal or ten years after the date of your election of the benefit, we recalculate the Protected Withdrawal Value. Specifically, on each such Valuation Day (the “Current Valuation Day”), the Protected Withdrawal Value is equal to the greater of:

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the Protected Withdrawal Value for the immediately preceding Valuation Day (the “Prior Valuation Day”), appreciated at the daily equivalent of 5% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any Purchase Payment (including any associated credit) made on the Current Valuation Day; and

■	the Account Value.

If you have not made a withdrawal prior to the tenth anniversary of the date you elected Highest Daily Lifetime Five (which we refer to as the “Tenth Anniversary”), we will continue to calculate a Protected Withdrawal Value. On or after the Tenth Anniversary and up until the date of the first withdrawal, your Protected Withdrawal Value is equal to the greater of the Protected Withdrawal Value on the Tenth Anniversary or your Account Value.

The Enhanced Protected Withdrawal Value is only calculated if you do not take a withdrawal prior to the Tenth Anniversary. Thus, if you do take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive Enhanced Protected Withdrawal Value. If so, then on or after the Tenth Anniversary up until the date of the first withdrawal, the Enhanced Protected Withdrawal Value is equal to the sum of:

(a)	200% of the Account Value on the date you elected Highest Daily Lifetime Five;
(b)	200% of all Purchase Payments (and any associated Credits) made during the one-year period after the date you elected Highest Daily Lifetime Five; and
(c)	100% of all Purchase Payments (and any associated Credits) made more than one year after the date you elected Highest Daily Lifetime Five, but prior to the date of your first withdrawal.

We cease these daily calculations of the Protected Withdrawal Value and Enhanced Protected Withdrawal Value (and therefore, the Total Protected Withdrawal Value) when you make your first withdrawal. However, as discussed below, subsequent Purchase Payments (and any associated Credits) will increase the Total Annual Income Amount, while “excess” withdrawals (as described below) may decrease the Total Annual Income Amount.

Key Feature – Total Annual Income Amount under the Highest Daily Lifetime Five Benefit

The initial Total Annual Income Amount is equal to 5% of the Total Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active and does not reduce in subsequent Annuity Years, as described below. For purposes of the mathematical formula described below, we also calculate a Highest Daily Annual Income Amount, which is initially equal to 5% of the Protected Withdrawal Value.

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Under the Highest Daily Lifetime Five benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Total Annual Income Amount, they will not reduce your Total Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Total Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Total Annual Income Amount (“Excess Income”), your Total Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply.

Any Purchase Payment that you make will increase the then-existing Total Annual Income Amount and Highest Daily Annual Income Amount by an amount equal to 5% of the Purchase Payment (including the amount of any associated Credits).

If your Annuity permits additional Purchase Payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Except for Annuities issued in the state of Florida, effective September 14, 2012, we no longer accept additional purchase payments to Annuities with the Highest Daily Lifetime Five benefit. For Annuities issued in Florida, this restriction does not apply and you may continue to make additional Purchase Payments at this time.

An automatic step-up feature (“Highest Quarterly Auto Step-Up”) is included as part of this benefit. As detailed in this paragraph, the Highest Quarterly Auto Step-Up feature can result in a larger Total Annual Income Amount if your Account Value increases subsequent to your first withdrawal. We begin examining the Account Value for purposes of this feature starting with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on the Valuation Days corresponding to the end of each quarter that (i) is based on your Annuity Year, rather than a calendar year; (ii) is subsequent to the first withdrawal; and (iii) falls within the immediately preceding Annuity Year. If the end of any such quarter falls on a holiday or a weekend, we use the next Valuation Day. We multiply each of those quarterly Account Values by 5%, adjust each such quarterly value for subsequent withdrawals and Purchase Payments, and then select the highest of those values. If the highest of those values exceeds the existing Total Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Total Annual Income Amount intact. In later years, (i.e., after the first Annuity Anniversary after the first withdrawal) we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values on the end of the four immediately preceding quarters. If, on the date that we implement a Highest Quarterly Auto Step-Up to your Total Annual Income Amount, the charge for Highest Daily Lifetime Five has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime Five upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

The Highest Daily Lifetime Five benefit does not affect your ability to make withdrawals under your annuity, or limit your ability to request withdrawals that exceed the Total Annual Income Amount. Under Highest Daily Lifetime Five, if your cumulative withdrawals in an Annuity Year are less than or equal to the Total Annual Income Amount, they will not reduce your Total Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Total Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

If, cumulatively, you withdraw an amount less than the Total Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Total Annual Income Amount to subsequent Annuity Years.

Examples of dollar-for-dollar and proportional reductions, and the Highest Quarterly Auto Step-Up are set forth below. The values depicted here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime Five benefit or any other fees and charges. Assume the following for all three examples:

■	The Issue Date is December 1, 2006.
■	The Highest Daily Lifetime Five benefit is elected on March 5, 2007.

Dollar-for-dollar reductions

On May 2, 2007, the Total Protected Withdrawal Value is $120,000, resulting in a Total Annual Income Amount of $6,000 (5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Total Annual Income Amount for that Annuity Year (up to and including December 1, 2007) is $3,500. This is the result of a dollar-for-dollar reduction of the Total Annual Income Amount – $6,000 less $2,500 = $3,500.

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Proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on August 6, 2007 and the Account Value at the time of this withdrawal is $110,000. The first $3,500 of this withdrawal reduces the Total Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount – $1,500 – reduces the Total Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Total Annual Income Amount).

Here is the calculation:

Account Value before withdrawal	$110,000.00
Less amount of “non” excess withdrawal	$3,500.00
Account Value immediately before excess withdrawal of $1,500	$106,500.00
Excess withdrawal amount	$1,500.00
Divided by Account Value immediately before excess withdrawal	$106,500.00
Ratio	1.41%
Total Annual Income Amount	$6,000.00
Less ratio of 1.41%	$84.51
Total Annual Income Amount for future Annuity Years	$5,915.49

Highest Quarterly Auto Step-Up

On each Annuity Anniversary date, the Total Annual Income Amount is stepped-up if 5% of the highest quarterly value since your first withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments, is higher than the Total Annual Income Amount, adjusted for excess withdrawals and additional Purchase Payments (plus any Credit).

Continuing the same example as above, the Total Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on August 6 reduces this amount to $5,915.49 for future years (see above). For the next Annuity Year, the Total Annual Income Amount will be stepped-up if 5% of the highest quarterly Account Value, adjusted for withdrawals, is higher than $5,915.49. Here are the calculations for determining the quarterly values. Only the June 1 value is being adjusted for excess withdrawals as the September 1 and December 1 Valuation Days occur after the excess withdrawal on August 6.

Date*	Account value	Highest Quarterly Value (adjusted with withdrawal and purchase payments)**	Adjusted Total Annual Income Amount (5% of the Highest Quarterly Value)
June 1, 2007	$118,000.00	$118,000.00	$5,900.00
August 6, 2007	$110,000.00	$112,885.55	$5,644.28
September 1, 2007	$112,000.00	$112,885.55	$5,644.28
December 1, 2007	$119,000.00	$119,000.00	$5,950.00

*	In this example, the Annuity Anniversary date is December 1. The quarterly valuation dates are every three months thereafter – March 1, June 1, September 1, and December 1. In this example, we do not use the March 1 date as the first withdrawal took place after March 1. The Annuity Anniversary Date of December 1 is considered the fourth and final quarterly valuation date for the year.
**	In this example, the first quarterly value after the first withdrawal is $118,000 on June 1, yielding an adjusted Total Annual Income Amount of $5,900.00. This amount is adjusted on August 6 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
■

The Account Value of $118,000 on June 1 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Total Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $114,500 before the excess withdrawal.

■

This amount ($114,500) is further reduced by 1.41% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Quarterly Value of $112,885.55.

The adjusted Total Annual Income Amount is carried forward to the next quarterly anniversary date of September 1. At this time, we compare this amount to 5% of the Account Value on September 1. Since the June 1 adjusted Total Annual Income Amount of $5,644.28 is higher than $5,600.00 (5% of $112,000), we continue to carry $5,644.28 forward to the next and final quarterly anniversary date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,644.28, the adjusted Total Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value yields the highest amount of $ 5,950.00. Since this amount is higher than the current year’s Total Annual Income Amount of $5,915.49 adjusted for excess withdrawals, the Total Annual Income Amount for the next Annuity Year, starting on December 2, 2007 and continuing through December 1, 2008, will be stepped-up to $5,950.00.

Benefits Under the Highest Daily Lifetime Five Benefit

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To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Total Annual Income Amount and amounts are still payable under Highest Daily Lifetime Five, we will make an additional payment, if any, for that Annuity Year equal to the remaining Total Annual Income Amount for the Annuity Year. Thus, in that

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scenario, the remaining Total Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Total Annual Income Amount as described in this section. We will make payments until the death of the single designated life. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Total Annual Income Amount, the Highest Daily Lifetime Five benefit terminates, and no additional payments will be made.

■

If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is a Total Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any Annuity option available; or
(2)	request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Total Annual Income Amount. We will make payments until the death of the single designated life.

We must receive your request in a form acceptable to us at our office.

■

In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

(1)	the present value of the future Total Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and
(2)	the Account Value.

■	If no withdrawal was ever taken, we will calculate the Total Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.
■	Please note that if your Annuity has a maximum Annuity Date requirement, payments that we make under this benefit as of that date will be treated as annuity payments.

Other Important Considerations

■	Withdrawals under the Highest Daily Lifetime Five benefit are subject to all of the terms and conditions of the Annuity, including any CDSC.
■

Withdrawals made while the Highest Daily Lifetime Five Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Highest Daily Lifetime Five Benefit does not directly affect the Account Value or surrender value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity you will receive the current surrender value.

■

You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime Five benefit. The Highest Daily Lifetime Five benefit provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Total Annual Income Amount in the form of periodic benefit payments.

■

You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

■	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.
■

Upon inception of the benefit and to maintain the benefit, 100% of your Account Value must have been allocated to the Permitted Sub-accounts. However, the formula component of the benefit as described below may transfer Account Value to the Benefit Fixed Rate Account as of the effective date of the benefit in some circumstances.

■	You cannot allocate Purchase Payments or transfer Account Value to or from a Fixed Allocation if you elect this benefit.
■

Transfers to and from the Sub-accounts and the Benefit Fixed Rate Account triggered by the formula component of the benefit will not count toward the maximum number of free transfers allowable under an Annuity.

■

In general, you must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Highest Daily Lifetime Five benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly-adopted requirements. Subsequent to any change in requirements, transfers of Account Value and allocation of additional Purchase Payments may be subject to the new investment limitations.

■

The charge for Highest Daily Lifetime Five is 0.60% annually, assessed against the average daily net assets of the Sub-accounts. This charge is in addition to any other fees under the annuity. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments. Also, the cost to us of providing the benefit is a factor, among many, that we consider when determining the interest rate credited under the Benefit Fixed Rate Account, and therefore, we credit lower interest rates due to this factor than we otherwise would.

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■

The Basic Death Benefit will terminate if withdrawals taken under the Highest Daily Lifetime Five benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Highest Daily Lifetime Five benefit cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

Election of and Designations under the Benefit

Highest Daily Lifetime Five is no longer available for new elections. For Highest Daily Lifetime Five, there must have been either a single Owner who is the same as the Annuitant, or if the Annuity is entity-owned, there must have been a single natural person Annuitant. In either case, the Annuitant must have been at least 55 years old.

Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime Five. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime Five, except if (a) the new Owner has the same taxpayer identification number as the previous owner, (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or (c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines.

We no longer permit elections of Highest Daily Lifetime Five. If you wish, you may cancel the Highest Daily Lifetime Five benefit. You may then elect any other available living benefit on the Valuation Day after you have cancelled the Highest Daily Lifetime Five benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Upon cancellation of the Highest Daily Lifetime Five benefit, any Account Value allocated to the Benefit Fixed Rate Account used with the pre-determined mathematical formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro-rata. Once the Highest Daily Lifetime Five benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Highest Daily Lifetime Five benefit provided that the benefit you are looking to elect is available on a post-issue basis. If you cancel the benefit, you lose all guarantees under the benefit, and your guarantee under any new benefit you elect will be based on your Account Value at that time. Any such new benefit may be more expensive.

Termination of the Benefit

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election will apply as described above. The benefit terminates: (i) upon your termination of the benefit (ii) upon your surrender of the Annuity (iii) upon your election to begin receiving annuity payments (iv) upon the death of the Annuitant (v) if both the Account Value and Total Annual Income Amount equal zero or (vi) if you fail to meet our requirements for issuing the benefit. If you terminate the benefit, you will lose the Protected Withdrawal Value, Annual Income Amount, as well as any Enhanced Protected Withdrawal Value and Return of Principal Guarantees. If you cancel the benefit, you lose all guarantees under the benefit, and your guarantee under any new benefit you elect will be based on your Account Value at that time.

Upon termination of Highest Daily Lifetime Five, we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the Benefit Fixed Rate Account (as defined below) to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options). Upon termination, we may limit or prohibit investment in the Fixed Allocations.

Return of Principal Guarantee

If you have not made a withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

(a)	your Account Value on the day that you elected Highest Daily Lifetime Five; and
(b)	the sum of each Purchase Payment you made (including any Credits) during the one-year period after you elected the benefit.

If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of our variable investment options and the Benefit Fixed Rate Account (described below), in the same proportion that each such investment option bears to your total Account Value, immediately prior to the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Total Protected Withdrawal Value, your death benefit, or the amount of any other or optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. This potential addition to Account Value is available only if you have elected Highest Daily Lifetime Five and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee.

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Mathematical Formula Component of Highest Daily Lifetime Five

As indicated above, we limit the sub-accounts to which you may allocate Account Value if you have elected Highest Daily Lifetime Five. For purposes of this benefit, we refer to those permitted sub-accounts as the “Permitted Sub-accounts”. As a requirement of participating in Highest Daily Lifetime Five, we require that you participate in our mathematical formula under which we may transfer Account Value between the Permitted Sub-accounts and a fixed interest rate account that is part of our general account (the “Benefit Fixed Rate Account”). This required formula helps us manage our financial exposure under the benefit, by moving assets to a more stable option (i.e., the Benefit Fixed Rate Account). We determine whether to make a transfer, and the amount of any transfer, under a non-discretionary formula, discussed below. The Benefit Fixed Rate Account is available only with this benefit, and thus you may not allocate purchase payments to or transfer Account Value to or from the Benefit Fixed Rate Account. The interest rate that we pay with respect to the Benefit Fixed Rate Account is reduced by an amount that corresponds generally to the charge that we assess against your variable Sub-accounts for Highest Daily Lifetime Five. The Benefit Fixed Rate Account is not subject to the Investment Company Act of 1940 or the Securities Act of 1933.

Under the formula component of Highest Daily Lifetime Five, we monitor your Account Value daily and, if necessary, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the Benefit Fixed Rate Account. Any transfer would be made in accordance with the formula, which is set forth in the schedule supplement to the endorsement for this benefit (and also appears in Appendix C to this prospectus). Speaking generally, the formula, which we apply each Valuation Day, operates as follows. The formula starts by identifying your Protected Withdrawal Value for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) Highest Daily Annual Income Amount. Then, using our actuarial tables, we produce an estimate of the total amount we would target in our allocation model, based on the projected Highest Daily Annual Income Amount each year for the rest of your life. In the formula, we refer to that value as the “Target Value” or “L”. If you have already made a withdrawal, your projected Annual Income Amount (and thus your Target Value) would take into account any automatic step-up that was scheduled to occur according to the step-up formula described above. Next, the formula subtracts from the Target Value the amount held within the Benefit Fixed Rate Account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the Benefit Fixed Rate Account, is called the “Target Ratio” or “r”. If the Target Ratio exceeds a certain percentage (currently 83%) it means essentially that too much Target Value is not offset by assets within the Benefit Fixed Rate Account, and therefore we will transfer an amount from your Permitted Sub-accounts to the Benefit Fixed Rate Account. Conversely, if the Target Ratio falls below a certain percentage (currently 77%), then a transfer from the Benefit Fixed Rate Account to the Permitted Sub-accounts would occur. Note that the formula is calculated with reference to the Highest Daily Annual Income Amount, rather than with reference to the Annual Income Amount. If you select the new mathematical formula, see the discussion regarding the 90% cap.

As you can glean from the formula, poor investment performance of your Account Value may result in a transfer of a portion of your variable Account Value to the Benefit Fixed Rate Account, because such poor investment performance will tend to increase the Target Ratio. Moreover, “flat” investment returns of your Account Value over a period of time also could result in the transfer of your Account Value to the Benefit Fixed Rate Account. Because the amount allocated to the Benefit Fixed Rate Account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the Benefit Fixed Rate Account so that the Target Ratio meets a target, which currently is equal to 80%. Once elected, the ratios we use will be fixed.

While you are not notified when the formula dictates a transfer, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the Benefit Fixed Rate Account. The formula is designed primarily to mitigate the financial risks that we incur in providing the guarantee under Highest Daily Lifetime Five.

Depending on the results of the formula calculation we may, on any day:

■	Not make any transfer between the Permitted Sub-accounts and the Benefit Fixed Rate Account; or
■

If a portion of your Account Value was previously allocated to the Benefit Fixed Rate Account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). Amounts taken out of the Benefit Fixed Rate Account will be withdrawn for this purpose on a last-in, first-out basis (an amount renewed into a new guarantee period under the Benefit Fixed Rate Account will be deemed a new investment for purposes of this last-in, first-out rule); or

■

Transfer all or a portion of your Account Value in the Permitted Sub-accounts pro-rata to the Benefit Fixed Rate Account. The interest that you earn on such transferred amount will be equal to the annual rate that we have set for that day, and we will credit the daily equivalent of that annual interest until the earlier of one year from the date of the transfer or the date that such amount in the Benefit Fixed Rate Account is transferred back to the Permitted Sub-accounts.

Therefore, at any given time, some, none, or all of your Account Value may be allocated to the Benefit Fixed Rate Account. If your entire Account Value is transferred to the Benefit Fixed Rate Account, then based on the way the formula operates, the formula will not transfer amounts out of the Benefit Fixed Rate Account to the Permitted Sub-accounts and the entire Account Value would remain in the Benefit Rate Fixed Account. If you make additional purchase payments to your Annuity, they will be allocated to the

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Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the Benefit Fixed Rate Account. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the Benefit Fixed Rate Account, if dictated by the formula. The amounts of any such transfer will vary, as dictated by the formula, and will depend on the factors listed below.

Prior to the first withdrawal, the primary driver of transfers to the Benefit Fixed Rate Account is the difference between your Account Value and your Total Protected Withdrawal Value. If none of your Account Value is allocated to the Benefit Fixed Rate Account, then over time the formula permits an increasing difference between the Account Value and the Total Protected Withdrawal Value before a transfer to the Benefit Fixed Rate Account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the Benefit Fixed Rate Account, the smaller the difference between the Total Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the Benefit Fixed Rate Account.

Each market cycle is unique, therefore the performance of your Sub-accounts and the Benefit Fixed Rate Account, and their impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the Benefit Fixed Rate Account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

■	The difference between your Account Value and your Total Protected Withdrawal Value;
■	The amount of time Highest Daily Lifetime Five has been in effect on your Annuity;
■	The amount allocated to and the performance of the Permitted Sub-accounts and the Benefit Fixed Rate Account;
■	Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and
■	Any withdrawals you take from your Annuity (while the benefit is in effect).

Because the amount allocated to the Benefit Fixed Rate Account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the Benefit Fixed Rate Account or to the Permitted Sub-accounts, the greater the impact performance of those investments have on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the Benefit Fixed Rate Account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the Benefit Fixed Rate Account and it has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the Benefit Fixed Rate Account and it has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the Benefit Fixed Rate Account even if the performance of your Permitted Sub-accounts is positive.

Any Account Value in the Benefit Fixed Rate Account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the Benefit Fixed Rate Account.

Additional Tax Considerations

If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than 5 percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Total Annual Income Amount, which will cause us to increase the Total Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity that are greater than such amounts.

As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here. However, we do note that if you participate in Highest Daily Lifetime Five through a non-qualified annuity, and your annuity has received Enhanced Protected Withdrawal Value and/or an additional amount under the Return of Principal Guarantee, as with all withdrawals, once all Purchase Payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

Optional 90% Cap Feature for the Formula Under Highest Daily Lifetime Five.

If you currently own an Annuity and have elected the Highest Daily Lifetime Five Income Benefit, you can elect this feature which utilizes a new mathematical formula. The new formula is described below and will (if you elect it) replace the “Transfer Calculation” portion of the mathematical formula currently used in connection with your benefit on a prospective basis. There is no cost to adding this feature to your Annuity. This election may only be made once and may not be revoked once elected. This feature is available subject to state approval. The new formula is found in Appendix C. Only the election of the 90% cap will prevent all of your Account Value from being allocated to the Benefit Fixed Rate Account. If all of your Account Value is currently allocated to the Benefit Fixed Rate Account, it will not transfer back to the Permitted Sub-accounts unless you elect the 90% cap feature. If you make additional Purchase Payments, they may or may not result in a transfer to or from the Benefit Fixed Rate Account. Please be aware that after

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the initial transfer out of the Benefit Fixed Rate Account upon election of the 90% Cap, there is no assurance that future transfers out will occur, or the amount of such future transfers, as a result of the election of the 90% cap. These transfers will be determined by the mathematical formula and depend on a number of factors unique to your Annuity.

Under the new formula, the formula will not execute a transfer to the Benefit Fixed Rate Account that results in more than 90% of your Account Value being allocated to the Benefit Fixed Rate Account (“90% cap” or “90% cap rule”). Thus, on any Valuation Day, if the formula would require a transfer into the Benefit Fixed Rate Account that would result in more than 90% of the Account Value being allocated to the Benefit Fixed Rate Account, only the amount that results in exactly 90% of the Account Value being allocated to the Benefit Fixed Rate Account will be transferred. Additionally, future transfers into the Benefit Fixed Rate Account will not be made (regardless of the performance of the Benefit Fixed Rate Account and the Permitted Sub-accounts) at least until there is first a transfer out of the Benefit Fixed Rate Account. Once this transfer occurs out of the Benefit Fixed Rate Account, future amounts may be transferred to or from the Benefit Fixed Rate Account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the Benefit Fixed Rate Account that results in greater than 90% of your Account Value being allocated to the Benefit Fixed Rate Account. However, it is possible that, due to the investment performance of your allocations in the Benefit Fixed Rate Account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the Benefit Fixed Rate Account.

If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the Benefit Fixed Rate Account at least until there is first a transfer out of the Benefit Fixed Rate Account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the Benefit Fixed Rate Account, and the formula will still not transfer any of your Account Value to the Benefit Fixed Rate Account (at least until there is first a transfer out of the Benefit Fixed Rate Account). For example:

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March 19, 2009 – a transfer is made to the Benefit Fixed Rate Account that results in the 90% cap being met and now $90,000 is allocated to the Benefit Fixed Rate Account and $10,000 is allocated to the Permitted Sub-accounts.

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March 20, 2009 – you make an additional purchase payment of $10,000. No transfers have been made from the Benefit Fixed Rate Account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.

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As of March 20, 2009 (and at least until first a transfer is made out of the Benefit Fixed Rate Account under the formula) – the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the Benefit Fixed Rate Account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the Benefit Fixed Rate Account).

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Once there is a transfer out of the Benefit Fixed Rate Account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Benefit Fixed Rate Account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and may be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the Benefit Fixed Rate Account as dictated by the formula. Once you elect this feature, the new transfer formula described above will be the formula for your Annuity.

In the event that more than ninety percent (90%) of your Account Value is allocated to the Benefit Fixed Rate Account and you have elected this feature, up to ten percent (10%) of your Account Value currently allocated to the Benefit Fixed Rate Account will be transferred to your Permitted Sub-accounts, such that after the transfer, 90% of your Account Value on the date of the transfer is in the Benefit Fixed Rate Account. The transfer to the Permitted Sub-accounts will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). Amounts taken out of the Benefit Fixed Rate Account will be withdrawn for this purpose on a last-in, first-out basis (an amount renewed into a new guarantee period under the Benefit Fixed Rate Account will be deemed a new investment for purposes of this last-in, first-out rule). It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amounts of such additional transfer(s) will vary.

Once the 90% cap rule is met, future transfers into the Benefit Fixed Rate Account will not be made (regardless of the performance of the Benefit Fixed Rate Account and the Permitted Sub-accounts) at least until there is a first transfer out of the Benefit Fixed Rate Account. Once this transfer occurs out of the Benefit Fixed Rate Account, future amounts may be transferred to or from the Benefit Fixed Rate Account if dictated by the formula.

Please be aware that after the initial transfer out of the Benefit Fixed Rate Account upon election of the 90% Cap, there is no assurance that future transfers out will occur, or the amount of such future transfers, as a result of the election of the 90% Cap. These transfers will be determined by the mathematical formula and depend on a number of factors unique to your Annuity.

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Important Considerations When Electing the New Formula:

■	At any given time, some, most or none of your Account Value may be allocated to the Benefit Fixed Rate Account.
■	Please be aware that because of the way the new 90% cap formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the Benefit Fixed Rate Account.
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Because the charge for Highest Daily Lifetime Five is assessed against the average daily net assets of the Sub-accounts, that charge will be assessed against all assets transferred into the Permitted Sub-accounts.

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If this feature is elected, any Account Value transferred to the Permitted Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending of the performance of the Permitted Sub-accounts you select.

HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT (HD 7)

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime Seven benefit.

Highest Daily Lifetime Seven Income Benefit is no longer available for new elections.

The income benefit under Highest Daily Lifetime Seven currently is based on a single “designated life” who is at least 55 years old on the date that the benefit is acquired. The Highest Daily Lifetime Seven Benefit was not available if you elected any other optional living benefit, although you may have elected any optional death benefit other than the Highest Daily Value death benefit. As long as your Highest Daily Lifetime Seven Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of the permitted investment options, see the Investment options section of this prospectus. We no longer permit new elections of Highest Daily Lifetime Seven.

Highest Daily Lifetime Seven guarantees until the death of the single designated life the ability to withdraw an annual amount (the “Annual Income Amount”) equal to a percentage of an initial principal value (the “Protected Withdrawal Value”) regardless of the impact of market performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that market performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Highest Daily Lifetime Seven, and in Appendix J to this prospectus, we set forth the formula under which we make the asset transfers. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

As discussed below, a key component of Highest Daily Lifetime Seven is the Protected Withdrawal Value. Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life, provided that you have not made “excess withdrawals.” Excess withdrawals, as discussed below, will reduce your Annual Income Amount. Thus, you could experience a scenario in which your Account Value was zero, and, due to your excess withdrawals, your Annual Income Amount also was reduced to zero. In that scenario, no further amount would be payable under Highest Daily Lifetime Seven.

Key Feature – Protected Withdrawal Value

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter, until the earlier of the tenth anniversary of benefit election (the “Tenth Anniversary Date”) or the date of the first withdrawal, the Protected Withdrawal Value is equal to the “Periodic Value” described in the next paragraph.

The “Periodic Value” initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter, until the earlier of the first withdrawal or the Tenth Anniversary Date, we recalculate the Periodic Value. We stop determining the Periodic Value upon the earlier of your first withdrawal after the effective date of the benefit or the Tenth Anniversary Date. On each Valuation Day (the “Current Valuation Day”), the Periodic Value is equal to the greater of:

(1)	the Periodic Value for the immediately preceding business day (the “Prior Valuation Day”) appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day; and
(2)	the Account Value.

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If you make a withdrawal prior to the Tenth Anniversary Date, the Protected Withdrawal Value on the date of the withdrawal is equal to the greatest of:

(a)	the Account Value; or
(b)	the Periodic Value on the date of the withdrawal.

If you have not made a withdrawal on or before the Tenth Anniversary Date, your Protected Withdrawal Value subsequent to the Tenth Anniversary Date is equal to the greatest of:

(1)	the Account Value; or
(2)	the Periodic Value on the Tenth Anniversary Date, increased for subsequent adjusted Purchase Payments; or
(3)	the sum of:
(a)	200% of the Account Value on the effective date of the benefit;
(b)	200% of all adjusted Purchase Payments made within one year after the effective date of the benefit; and
(c)	all adjusted Purchase Payments made after one year following the effective date of the benefit up to the date of the first withdrawal.

On and after the date of your first withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent Purchase Payments, is reduced by withdrawals, including your first withdrawal (as described below), and is increased if you qualify for a step-up (as described below). Irrespective of these calculations, your Protected Withdrawal Value will always be at least equal to your Account Value.

Key Feature – Annual Income Amount under the Highest Daily Lifetime Seven Benefit

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active and does not reduce in subsequent Annuity Years, as described below. The percentage depends on the age of the Annuitant on the date of the first withdrawal after election of the benefit. The percentages are: 5% for ages 74 and younger, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older.

Under the Highest Daily Lifetime Seven benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Annual Income Amount (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

Any Purchase Payment that you make will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credits) based on the age of the Annuitant at the time of the first withdrawal (the percentages are: 5% for ages 74 and younger, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credits).

If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner.

An automatic step-up feature (“Highest Quarterly Auto Step-Up”) is included as part of this benefit. As detailed in this paragraph, the Highest Quarterly Auto Step-Up feature can result in a larger Annual Income Amount if your Account Value increases subsequent to your first withdrawal. We begin examining the Account Value for purposes of the Highest Quarterly Step-Up starting with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on the Valuation Days corresponding to the end of each quarter that (i) is based on your Annuity Year, rather than a calendar year; (ii) is subsequent to the first withdrawal; and (iii) falls within the immediately preceding Annuity Year. If the end of any such quarter falls on a holiday or a weekend, we use the next Valuation Day. Having identified each of those quarter-end Account Values, we then multiply each such value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are 5% for ages 74 and younger, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older. Thus, we multiply each quarterly value by the applicable percentage, adjust each such quarterly value for subsequent withdrawals and Purchase Payments, and then select the highest of those values. If the highest of those values exceeds the existing Annual Income Amount, we replace the existing

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amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. In later years, (i.e., after the first Annuity Anniversary after the first withdrawal) we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values on the end of the four immediately preceding quarters. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest quarterly value upon which your step-up was based. If, on the date that we implement a Highest Quarterly Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime Seven has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime Seven upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

The Highest Daily Lifetime Seven benefit does not affect your ability to make withdrawals under your Annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime Seven, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.

Examples of dollar-for-dollar and proportional reductions, and the Highest Quarterly Auto Step-Up are set forth below. The values depicted here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime Seven benefit or any other fees and charges. Assume the following for all three examples:

■	The Issue Date is December 1, 2007
■	The Highest Daily Lifetime Seven benefit is elected on March 5, 2008
■	The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime Seven benefit.

Dollar-for-dollar reductions

On May 2, 2008, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the Annuitant is younger than 75 at the time of the 1st withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2008) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount – $6,000 less $2,500 = $3,500.

Proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on August 6, 2008 and the Account Value at the time of this withdrawal is $110,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount – $1,500 – reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

Here is the calculation:

Account Value before withdrawal	$110,000.00
Less amount of “non” excess withdrawal	$3,500.00
Account Value immediately before excess withdrawal of $1,500	$106,500.00
Excess withdrawal amount	$1,500.00
Divided by Account Value immediately before excess withdrawal	$106,500.00
Ratio	1.41%
Annual Income Amount	$6,000.00
Less ratio of 1.41%	$84.51
Annual Income Amount for future Annuity Years	$5,915.49

Highest Quarterly Auto Step-Up

On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant’s age on the Annuity Anniversary) of the highest quarterly value since your first withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional Purchase Payments (plus any Credits).

Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on August 6 reduces this amount to $5,915.49 for future years (see above). For the next Annuity Year, the Annual Income Amount

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will be stepped-up if 5% (since the youngest Designated Life is younger than 75 on the date of the potential step-up) of the highest quarterly Account Value adjusted for withdrawals, is higher than $5,915.49. Here are the calculations for determining the quarterly values. Only the June 1 value is being adjusted for excess withdrawals as the September 1 and December 1 Valuation Days occur after the excess withdrawal on August 6.

Date*	Account value	Highest Quarterly Value (adjusted with withdrawal and purchase payments)**	Adjusted Annual Income Amount (5% of the Highest Quarterly Value)
June 1, 2008	$118,000.00	$118,000.00	$5,900.00
August 6, 2008	$110,000.00	$112,885.55	$5,644.28
September 1, 2008	$112,000.00	$112,885.55	$5,644.28
December 1, 2008	$119,000.00	$119,000.00	$5,950.00

*	In this example, the Annuity Anniversary date is December 1. The quarterly valuation dates are every three months thereafter – March 1, June 1, September 1, and December 1. In this example, we do not use the March 1 date as the first withdrawal took place after March 1. The Annuity Anniversary Date of December 1 is considered the fourth and final quarterly valuation date for the year.
**	In this example, the first quarterly value after the first withdrawal is $118,000 on June 1, yielding an adjusted Annual Income Amount of $5,900.00. This amount is adjusted on August 6 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
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The Account Value of $118,000 on June 1 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $114,500 before the excess withdrawal.

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This amount ($114,500) is further reduced by 1.41% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Quarterly Value of $112,885.55.

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The adjusted Annual Income Amount is carried forward to the next quarterly anniversary date of September 1. At this time, we compare this amount to 5% of the Account Value on September 1. Since the June 1 adjusted Annual Income Amount of $5,644.28 is higher than $5,600.00 (5% of $112,000), we continue to carry $5,644.28 forward to the next and final quarterly anniversary date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,644.28, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value yields the highest amount of $5,950.00. Since this amount is higher than the current year’s Annual Income Amount of $5,915.49 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2008 and continuing through December 1, 2009, will be stepped-up to $5,950.00.

Benefits Under the Highest Daily Lifetime Seven Benefit

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To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount or as a result of the fee that we assess for Highest Daily Lifetime Seven, and amounts are still payable under Highest Daily Lifetime Seven, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Highest Daily Lifetime Seven benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to meet required minimum distribution requirements under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in the form of a fixed annuity.

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If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is a Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any Annuity option available; or
(2)	request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. We will make payments until the death of the single designated life.

We must receive your request in a form acceptable to us at our office.

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In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

(1)	the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and
(2)	the Account Value.

■	If no withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.
■	Please note that payments that we make under this benefit after the Annuity Anniversary coinciding with or next following the annuitant’s 95th birthday will be treated as annuity payments.

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Other Important Considerations

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Withdrawals under the Highest Daily Lifetime Seven benefit are subject to all of the terms and conditions of the Annuity, including any CDSC that may apply. Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal. However, we may impose a CDSC on the portion of a withdrawal that is deemed Excess Income.

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Withdrawals made while the Highest Daily Lifetime Seven Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Highest Daily Lifetime Seven Benefit does not directly affect the Account Value or surrender value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity you will receive the current surrender value.

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You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime Seven benefit. The Highest Daily Lifetime Seven benefit provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

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You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

■	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.
■	Upon inception of the benefit and to maintain the benefit, 100% of your Account Value must have been be allocated to the permitted Sub-accounts.
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You cannot allocate Purchase Payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (see description below) if you elect this benefit. A summary description of the AST Investment Grade Bond Portfolio appears within the Prospectus section entitled “What Are The Investment Objectives and Policies of The Portfolios?”. You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

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Transfers to and from the elected Sub-accounts and an AST Investment Grade Bond Portfolio Sub-account triggered by the mathematical formula component of the benefit will not count toward the maximum number of free transfers allowable under an Annuity.

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You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Highest Daily Lifetime Seven benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfer of Account Value and allocation of additional Purchase Payments may be subject to new investment limitations.

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The fee for Highest Daily Lifetime Seven is 0.60% annually of the Protected Withdrawal Value. We deduct this fee at the end of each quarter, where each such quarter is part of a year that begins on the effective date of the benefit or an anniversary thereafter. Thus, on each such quarter-end (or the next Valuation Day, if the quarter-end is not a Valuation Day), we deduct 0.15% of the Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of your Sub-accounts including the AST Investment Grade Bond Portfolio Sub-account. Since this fee is based on the Protected Withdrawal Value the fee for Highest Daily Lifetime Seven may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described above. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

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The Basic Death Benefit will terminate if withdrawals taken under the Highest Daily Lifetime Seven benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Highest Daily Lifetime Seven benefit cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

Election of and Designations under the Benefit

We no longer permit new elections of Highest Daily Seven.

Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime Seven. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime Seven, except if (a) the new Owner has the same taxpayer identification number as the previous owner (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or (c) ownership is transferred from one entity to another entity that satisfies our administrative guidelines.

If you wish, you may cancel any Highest Daily Lifetime Seven benefit. You may then elect any other available living benefit on the Valuation Day after you have cancelled the Highest Daily Lifetime Seven benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Upon cancellation of any Highest Daily Lifetime Seven benefit, any Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro rata. You should be aware that upon termination of Highest Daily Lifetime Seven, you will lose the Protected Withdrawal Value (including the

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Tenth Anniversary Date Guarantee), Annual Income Amount, and the Return of Principal Guarantee that you had accumulated under the benefit. Thus, the initial guarantees under any newly-elected benefit will be based on your current Account Value at the time you elect a new benefit. Once the Highest Daily Lifetime Seven benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Highest Daily Lifetime Seven benefit provided that the benefit you are looking to elect is available on a post-issue basis. If you cancel the benefit, you lose all guarantees under the benefit, and your guarantee under any new benefit you elect will be based on your Account Value at that time. Any such new benefit may be more expensive.

Return of Principal Guarantee

If you have not made a withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

a)	your Account Value on the day that you elected Highest Daily Lifetime Seven; and
b)	the sum of each Purchase Payment you made (including any Credits) during the one-year period after you elected the benefit.

If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the bond Sub-account used with this benefit), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. This potential addition to Account Value is available only if you have elected Highest Daily Lifetime Seven and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee.

Termination of the Benefit

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election will apply as described above. The benefit terminates: (i) upon your termination of the benefit (ii) upon your surrender of the Annuity (iii) upon your election to begin receiving annuity payments (although if you have elected to the Annual Income Amount in the form of Annuity payments, we will continue to pay the Annual Income Amount) (iv) upon the death of the Annuitant (v) if both the Account Value and Annual Income Amount equal zero or (vi) if you cease to meet our requirements for issuing the benefit (see Elections and Designations under the Benefit).

Upon termination of Highest Daily Lifetime Seven other than upon the death of the Annuitant, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options).

Mathematical Formula Component of Highest Daily Lifetime Seven

As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you have elected Highest Daily Lifetime Seven. For purposes of the benefit, we refer to those permitted Sub-accounts as the “Permitted Sub-accounts”. As a requirement of participating in Highest Daily Lifetime Seven, we require that you participate in our specialized program, under which we may transfer Account Value between the Permitted Sub-accounts and a specified bond fund within the Advanced Series Trust (the “AST Investment Grade Bond Sub-account”). We determine whether to make a transfer, and the amount of any transfer, under a non-discretionary formula, discussed below. The AST Investment Grade Bond Sub-account is available only with this benefit, and thus you may not allocate purchase payments to the AST Investment Grade Bond Sub-account. Under the formula component of Highest Daily Lifetime Seven, we monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account. Any transfer would be made in accordance with a formula, which is set forth in Appendix F to this prospectus.

Speaking generally, the formula, which we apply each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. Note that we use 5% in the formula, irrespective of the Annuitant’s attained age. Then we produce an estimate of the total amount we would target in our allocation model, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the “Target Value” or “L”. If you have already made a withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent purchase payments, and any excess withdrawals. Next, the formula subtracts from the Target Value the amount held within the AST Investment Grade Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of

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your Target Value that is not offset by amounts held within the AST Investment Grade Bond Sub-account, is called the “Target Ratio” or “r”. If the Target Ratio exceeds a certain percentage (currently 83%), it means essentially that too much Target Value is not offset by assets within the AST Investment Grade Bond Sub-account, and therefore we will transfer an amount from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Conversely, if the Target Ratio falls below a certain percentage (currently 77%), then a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts would occur.

If you elect the new formula (90% Cap Feature), see discussion regarding that feature.

As you can glean from the formula, poor investment performance of your Account Value may result in a transfer of a portion of your variable Account Value to the AST Investment Grade Bond Sub-account because such poor investment performance will tend to increase the Target Ratio. Moreover, “flat” investment returns of your Account Value over a period of time also could result in the transfer of your Account Value from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. Once you elect Highest Daily Lifetime Seven, the ratios we use will be fixed. For newly-issued Annuities that elect Highest Daily Lifetime Seven and existing Annuities that elect Highest Daily Lifetime Seven, however, we reserve the right, subject to any required regulatory approval, to change the ratios.

While you are not notified when your Annuity reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the AST Investment Grade Bond Sub-account. The formula by which the reallocation triggers operate is designed primarily to mitigate the financial risks that we incur in providing the guarantee under Highest Daily Lifetime Seven.

Depending on the results of the calculation relative to the reallocation triggers, we may, on any day:

■	Not make any transfer between the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account; or
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If a portion of your Account Value was previously allocated to the AST Investment Grade Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options); or

■	Transfer all or a portion of your Account Value in the Permitted Sub-accounts pro rata to the AST Investment Grade Bond Sub-account.

Therefore, at any given time, some, none, or all of your Account Value may be allocated to the AST Investment Grade Bond Sub-account. If your entire Account Value is transferred to the AST Investment Grade Bond Sub-account, then based on the way the formula operates, the formula will not transfer amounts out of the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts and the entire Account Value would remain in the AST Investment Grade Bond Sub-account. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the AST Investment Grade Bond Sub-account. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the AST Investment Grade Bond Sub-accounts, if dictated by the formula. The amounts of any such transfers will vary as dictated by the formula, and will depend on the factors listed below.

Prior to the first withdrawal, the primary driver of transfers to the AST Investment Grade Bond Sub-account is difference between your Account Value and your Protected Withdrawal Value. If none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, then over time the formula permits an increasing difference between the Account Value and the Protected Withdrawal Value before a transfer to the AST Investment Grade Bond Sub-account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, the smaller the difference between the Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the AST Investment Grade Bond Sub-account.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST Investment Grade Bond Sub-account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

■	The difference between your Account Value and your Protected Withdrawal Value;
■	The amount of time Highest Daily Lifetime Seven has been in effect on your Annuity;
■	The amount allocated to and the performance of the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account;
■	Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and
■	Any withdrawals you take from your Annuity (while the benefit is in effect).

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Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the AST Investment Grade Bond Sub-account or to the Permitted Sub-accounts, the greater the impact performance of those investments have on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the AST Investment Grade Bond Sub-account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.

If you make additional Purchase Payments to your Annuity, they will be allocated in accordance with your Annuity. Once allocated, they will also be subject to the formula described above and therefore may be transferred to the AST Investment Grade Bond Sub-account, if dictated by the formula.

Any Account Value in the AST Investment Grade Bond Sub-account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the AST Investment Grade Bond Sub-account.

Additional Tax Considerations

If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. In addition, the amount and duration of payments under the annuity payment and death benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as Required Minimum Distribution provisions under the tax law. Please note, however, that any withdrawal you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under “Key Feature – Protected Withdrawal Value”.

As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here. However, we do note that if you participate in Highest Daily Lifetime Seven through a non-qualified annuity, as with all withdrawals, once all Purchase Payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

Highest Daily Lifetime Seven with Beneficiary Income OptionSM

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime Seven with Beneficiary Income Option.

There is an optional death benefit feature under this benefit, the amount of which is linked to your Annual Income Amount. We refer to this optional death benefit as the Beneficiary Income Option or (“BIO”). Highest Daily Lifetime Seven was available without also selecting the Beneficiary Income Option death benefit. We no longer permit elections of the Highest Daily Lifetime Seven with Beneficiary Income Option benefit. If you terminate your Highest Daily Lifetime Seven with BIO benefit to elect any other available living benefit, you will lose the guarantees that you had accumulated under your Highest Daily Lifetime Seven with BIO benefit and will begin new guarantees under the newly elected benefit.

If you have elected this death benefit, you may not elect any other optional benefit. You may have elected the Beneficiary Income Option death benefit so long as the Annuitant is no older than age 75 at the time of election. For purposes of this optional death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Highest Daily Lifetime Seven itself . Because the fee for this benefit is based on the Protected Withdrawal Value, the fee for Highest Daily Lifetime Seven with the Beneficiary Income Option may be greater than it would have been based on the Account Value alone.

Upon a death that triggers payment of a death benefit under the Annuity, we identify the following amounts: (a) the amount of the basic death benefit under the Annuity (b) the Protected Withdrawal Value and (c) the Annual Income Amount. If there were no withdrawals prior to the date of death, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death, and we calculate the Annual Income Amount as if there were a withdrawal on the date of death. If there were withdrawals prior to the date of death, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.

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If there is one beneficiary, he/she must choose to receive either the basic death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of periodic payments of the Annual Income Amount – such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Thus, each beneficiary can choose to take his/her portion of either (a) the basic death benefit or (b) the Beneficiary Income Option death benefit. If chosen, for qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than December 31st of the year following the annuity owner’s date of death. For non-qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than one year after the owner’s date of death. In order to receive the Beneficiary Income Option death benefit, each beneficiary’s share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary’s death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.

Here is an example to illustrate how the death benefit may be paid:

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Assume that (i) the basic death benefit is $50,000, the Protected Withdrawal Value is $100,000, and the Annual Income Amount is $5,000; (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.

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Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value).

The pro-rated portion of the Annual Income Amount, equal to $3,750 annually (i.e., the first beneficiary’s 75% share multiplied by $5000), is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary’s 75% share of the $100,000 Protected Withdrawal Value).

The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).

If you elect to terminate Highest Daily Lifetime Seven with Beneficiary Income Option, both Highest Daily Lifetime Seven and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Highest Daily Lifetime Seven with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the “Election and Designations under the Benefit” section, above.

Highest Daily Lifetime Seven with Lifetime Income AcceleratorSM

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime Seven with Lifetime Income Accelerator.

There is another version of Highest Daily Lifetime Seven that we call Highest Daily Lifetime Seven with Lifetime Income Accelerator (“Highest Daily Lifetime Seven with LIA”). We no longer permit new elections of Highest Daily Lifetime Seven with LIA. If you have elected this benefit, you may not elect any other optional benefit. The income benefit under Highest Daily Lifetime Seven with LIA currently is based on a single “designated life” who was between the ages of 55 and 75 on the date that the benefit was elected. If you terminate your Highest Daily Lifetime Seven with LIA Benefit to elect any other available living benefit, you will lose the guarantees that you had accumulated under your Highest Daily Lifetime Seven with LIA benefit and will begin the new guarantees under the newly elected benefit based on the account value as of the date the new. Benefit becomes active.

Highest Daily Lifetime Seven with LIA is not long-term care insurance and should not be purchased as a substitute for long-term care insurance. The income you receive through the Lifetime Income Accelerator may be used for any purpose, and it may or may not be sufficient to address expenses you may incur for long-term care. You should seek professional advice to determine your financial needs for long-term care.

Highest Daily Lifetime Seven with LIA guarantees, until the death of the single designated life, the ability to withdraw an amount equal to double the Annual Income Amount (which we refer to as the “LIA Amount”) if you meet the conditions set forth below. If you had chosen the Highest Daily Lifetime Seven with LIA, the maximum charge is 2.00% of Protected Withdrawal Value (“PWV”) annually. We deduct the current charge (0.95% of PWV) at the end of each quarter, where each such quarter is part of a year that begins on the effective date of the benefit or an anniversary thereafter. Thus, on each such quarter-end (or the next Valuation Day, if the quarter-end is not a Valuation Day), we deduct 0.2375% of the Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of your Sub-accounts including the AST Investment Grade Bond Portfolio Sub-account. Since this fee is based on the protected withdrawal value, the fee for Highest Daily Lifetime Seven with LIA may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described below.

If this benefit was elected within on an Annuity held as a 403 (b) plan, then in addition to meeting the eligibility requirements listed below for the LIA Amount you must separately qualify for distributions from the 403 (b) plan itself.

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You could have chosen Highest Daily Lifetime Seven without also electing LIA, however you may not have elected LIA without Highest Daily Lifetime Seven. All terms and conditions of Highest Daily Lifetime Seven apply to this version of the benefit, except as described herein. Currently, if you elect Highest Daily Lifetime Seven with LIA and subsequently terminate the benefit, you will be able to re-elect Highest Daily Lifetime Seven with LIA but all conditions of the benefit described below must be met, and you may be subject to a waiting period until you can elect this or another lifetime withdrawal benefit.

Eligibility Requirements for LIA Amount. Both a waiting period of 36 months, from the benefit effective date, and an elimination period of 120 days, from the date of notification that one or both of the requirements described immediately below have been met, apply before you can become eligible for the LIA Amount. Assuming the 36 month waiting period has been met and we have received the notification referenced in the immediately preceding sentence, the LIA amount would be available for withdrawal on the Valuation Day immediately after the 120th day. The waiting period and the elimination period may run concurrently. In addition to satisfying the waiting and elimination period, either or both of the following requirements (“LIA conditions”) must be met. It is not necessary to meet both conditions:

(1)	The designated life is confined to a qualified nursing facility. A qualified nursing facility is a facility operated pursuant to law or any state licensed facility providing medically necessary in-patient care which is prescribed by a licensed physician in writing and based on physical limitations which prohibit daily living in a non-institutional setting.
(2)	The designated life is unable to perform two or more basic abilities of caring for oneself or “activities of daily living.” We define these basic abilities as:

i.	Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.
ii.	Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.
iii.	Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower.
iv.	Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.
v.	Transferring: Moving into or out of a bed, chair or wheelchair.
vi.	Continence: Maintaining control of bowel or bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform personal hygiene (including caring for catheter or colostomy bag).

You must notify us when the LIA conditions have been met. If, when we receive such notification, there are more than 120 days remaining until the end of the waiting period described above, you will not be eligible for the LIA Amount. If there are 120 days or less remaining until the end of the waiting period when we receive notification that the LIA conditions are met, we will determine eligibility for the LIA Amount through our then current administrative process, which may include, but is not limited to, documentation verifying the LIA conditions and/or an assessment by a third party of our choice. Such assessment may be in person and we will assume any costs associated with the aforementioned assessment. Once eligibility is determined, the LIA Amount is equal to double the Annual Income Amount as described in this prospectus under the Highest Daily Lifetime Seven Benefit.

Additionally, we will reassess your eligibility on an annual basis although your LIA benefit for the year that immediately precedes our reassessment will not be affected if it is determined that you are no longer eligible. Your first reassessment may occur in the same year as your initial assessment. If we determine that you are no longer eligible to receive the LIA Amount, the Annual Income Amount would replace the LIA Amount on the next Annuity Anniversary (the “ineligibility effective date”). However, 1) if you were receiving income through a systematic withdrawal program that was based on your LIA Amount; 2) you subsequently become ineligible to receive your LIA Amount, and 3) we do not receive new withdrawal instructions from you prior to the ineligibility effective date, we will cancel such systematic withdrawal program on the ineligibility effective date. You will be notified of your subsequent ineligibility and the date systematic withdrawal payments will stop before either occur. If any existing systematic withdrawal program is canceled, you must enroll in a new systematic withdrawal program if you wish to receive income on a systematic basis. You may establish a new or make changes to any existing systematic withdrawal program at any time by contacting our Annuity Service Office. All “Excess Income” conditions described above in “Key Feature – Annual Income Amount under the Highest Daily Lifetime Seven Benefit” would apply. There is no limit on the number of times you can become eligible for the LIA Amount, however, each time would require the completion of the 120-day elimination period, notification that the designated life meets the LIA conditions, and determination, through our then current administrative process, that you are eligible for the LIA Amount, each as described above.

You should also keep in mind that, at the time you are experiencing the LIA conditions that would qualify you for the LIA Amount, you may also be experiencing other disabilities that could impede your ability to conduct your affairs. You may wish to consult with a legal advisor to determine whether you should authorize a fiduciary who could notify us if you meet the LIA conditions and apply for the benefit.

LIA amount at the first Withdrawal. If your first withdrawal subsequent to election of Highest Daily Lifetime Seven with LIA occurs while you are eligible for the LIA Amount, the available LIA Amount is equal to double the Annual Income Amount.

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LIA amount after the First Withdrawal. If you become eligible for the LIA Amount after you have taken your first withdrawal, the available LIA amount for the current and subsequent Annuity Years is equal to double the then current Annual Income Amount, however the available LIA amount in the current Annuity Year is reduced by any withdrawals that have been taken in the current Annuity Year. Cumulative withdrawals in an Annuity Year which are less than or equal to the LIA Amount (when eligible for the LIA amount) will not reduce your LIA Amount in subsequent Annuity Years, but any such withdrawals will reduce the LIA Amount on a dollar-for-dollar basis in that Annuity Year.

Withdrawals In Excess of the LIA amount. If your cumulative withdrawals in an Annuity Year are in excess of the LIA Amount when you are eligible (“Excess Withdrawal”), your LIA Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the excess portion of the withdrawal to the Account Value immediately prior to the Excess Withdrawal. Reductions include the actual amount of the withdrawal, including any CDSC that may apply. Withdrawals of any amount up to and including the LIA Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Excess Withdrawals will reduce the Protected Withdrawal Value by the same ratio as the reduction to the LIA Amount. Any withdrawals that are less than or equal to the LIA amount (when eligible) but in excess of the free withdrawal amount available under this Annuity will not incur a CDSC.

Withdrawals are not required. However, subsequent to the first withdrawal, the LIA Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the LIA Amount.

Purchase Payments. If you are eligible for the LIA Amount as described under “Eligibility Requirements for LIA Amount” and you make an additional Purchase Payment, we will increase your LIA Amount by double the amount we add to your Annual Income Amount.

Step Ups. If your Annual Income Amount is stepped up, your LIA Amount will be stepped up to equal double the stepped up Annual Income Amount.

Guarantee Payments. If your Account Value is reduced to zero as a result of cumulative withdrawals that are equal to or less than the LIA Amount, or as a result of the fee that we assess for Highest Daily Lifetime Seven with LIA, and there is still a LIA Amount available, we will make an additional payment for that Annuity Year equal to the remaining LIA Amount. Thus, in that scenario, the remaining LIA Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the LIA Amount as described in this section. We will make payments until the death of the single designated life. Should the designated life no longer qualify for the LIA amount (as described under “Eligibility Requirements for LIA Amount” above), the Annual Income Amount would continue to be available. Subsequent eligibility for the LIA Amount would require the completion of the 120 day elimination period as well as meeting the LIA conditions listed above under “Eligibility Requirements for LIA Amount”. To the extent that cumulative withdrawals in the current Annuity Year that reduce your Account Value to zero are more than the LIA Amount (except in the case of required minimum distributions), Highest Daily Lifetime Seven with LIA terminates, and no additional payments are permitted.

Annuity Options. In addition to the Highest Daily Lifetime Seven Annuity Options described above, after the 10th benefit anniversary you may also request that we make annuity payments each year equal to the Annual Income Amount. In any year that you are eligible for the LIA Amount, we make annuity payments equal to the LIA Amount. If you would receive a greater payment by applying your Account Value to receive payments for life under your Annuity, we will pay the greater amount. Prior to the 10th benefit anniversary this option is not available.

We will continue to make payments until the death of the Designated Life. If this option is elected, the Annual Income Amount and LIA Amount will not increase after annuity payments have begun.

If you elected Highest Daily Lifetime Seven with LIA, and never meet the eligibility requirements you will not receive any additional payments based on the LIA Amount.

Optional 90% Cap Feature for Formula for Highest Daily Lifetime Seven

If you currently own an Annuity and have elected the Highest Daily Lifetime Seven Income Benefit (including Highest Daily Lifetime Seven with Beneficiary Income Option and Highest Daily Lifetime Seven with Lifetime Income Accelerator) or Spousal Highest Daily Lifetime Seven Income Benefit (including Spousal Highest Daily Lifetime Seven with Beneficiary Income Option), you can elect this feature (subject to state approval) which utilizes a new mathematical formula. The new formula is described below and will replace the “Transfer Calculation” portion of the mathematical formula currently used in connection with your benefit on a prospective basis. This election may only be made once and may not be revoked once elected. The new mathematical formula found in Appendix F (page F-4). There is no cost to adding this feature to your Annuity. Only the election of the 90% Cap will prevent all of your Account Value from being allocated to the AST Investment Grade Bond Portfolio Sub-account. If all of your Account Value is currently allocated to the AST Investment Grade Bond Portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect the 90% Cap feature. If you make additional Purchase Payments, they may or may not result in a transfer to or from the AST Investment Grade Bond Portfolio Sub-account.

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Under the new formula, the formula will not execute a transfer to the AST Investment Grade Bond Sub-account that results in more than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account (“90% cap” or “90% Cap Rule”). Thus, on any Valuation Day, if the formula would require a transfer to the AST Investment Grade Bond Sub-account that would result in more than 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account will be transferred. Additionally, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST Investment Grade Bond Sub-account that results in greater than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST Investment Grade Bond Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the AST Investment Grade Bond Sub-account.

If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST Investment Grade Bond Sub-account at least until there is first a transfer out of the AST Investment Grade Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST Investment Grade Bond Sub-account, and the formula will still not transfer any of your Account Value to the AST Investment Grade Bond Sub-account (at least until there is first a transfer out of the AST Investment Grade Bond Sub-account). For example,

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March 19, 2009 – a transfer is made that results in the 90% cap being met and now $90,000 is allocated to the AST Investment Grade Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

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March 20, 2009 – you make an additional purchase payment of $10,000. No transfers have been made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.

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As of March 20, 2009 (and at least until first a transfer is made out of the AST Investment Grade Bond Sub-account under the formula) – the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the AST Investment Grade Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the AST Investment Grade Bond Sub-account).

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Once there is a transfer out of the AST Investment Grade Bond Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and may be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account as dictated by the formula. Once you elect this feature, the new transfer formula described above and set forth in Appendix F will be the formula for your Annuity.

In the event that more than ninety percent (90%) of your Account Value is allocated to the AST Investment Grade Bond Sub-account and you have elected this feature, up to ten percent (10%) of your Account Value currently allocated to the AST Investment Grade Bond Sub-account will be transferred to your Permitted Sub-accounts, such that after the transfer, 90% of your Account Value on the date of the transfer is in the AST Investment Grade Bond Sub-account. The transfer to the Permitted Sub-accounts will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amounts of such additional transfer(s) will vary. If on the date this feature is elected 100% of your Account Value is allocated to the AST Investment Grade Bond Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts. While there are no assurances that future transfers will occur, it is possible that an additional transfer(s) to the permitted Sub-accounts could occur following the Valuation Day(s), and in some instances (based on the formula) the additional transfer(s) could be large.

Once the 90% cap rule is met, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

Important Consideration When Electing the New Formula:

■	At any given time, some, most or none of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.
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Please be aware that because of the way the 90% cap formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.

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If this feature is elected, any Account Value transferred to the Permitted Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending of the performance of the Permitted Sub-accounts you select.

SPOUSAL HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT (SHD7)

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime Seven Income benefit.

Spousal Highest Daily Lifetime Seven is the spousal version of Highest Daily Lifetime Seven. We no longer permit new elections of Spousal Highest Daily Lifetime Seven. Spousal Highest Daily Lifetime Seven must have been elected based on two Designated Lives, as described below. Each Designated Life must have been at least 59 1/2 years old when the benefit was elected. Spousal Highest Daily Lifetime Seven was not available if you elected any other optional living benefit or optional death benefit. As long as your Spousal Highest Daily Lifetime Seven Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of permitted investment options, see the Investment options section of this prospectus.

The benefit that guarantees until the later death of two natural persons who are each other’s spouses at the time of election of the benefit and at the first death of one of them (the “Designated Lives”, and each, a “Designated Life”) the ability to withdraw an annual amount (the “Annual Income Amount”) equal to a percentage of an initial principal value (the “Protected Withdrawal Value”) regardless of the impact of market performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that market performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Highest Daily Lifetime Seven benefit after the death of the first spouse. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Spousal Highest Daily Lifetime Seven, and in Appendix F to this prospectus, we set forth the formula under which we make the asset transfers. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

As discussed below, a key component of Spousal Highest Daily Lifetime Seven is the Protected Withdrawal Value. Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains. You are guaranteed to be able to withdraw the Annual Income Amount until the death of the second Designated Life, provided that there have not been “excess withdrawals.” Excess withdrawals, as discussed below, will reduce your Annual Income Amount. Thus, you could experience a scenario in which your Account Value was zero, and, due to your excess withdrawals, your Annual Income Amount also was reduced to zero. In that scenario, no further amount would be payable under Spousal Highest Daily Lifetime Seven.

Key Feature – Protected Withdrawal Value

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter, until the earlier of the tenth anniversary of benefit election (the “Tenth Anniversary Date”) or the date of the first withdrawal, the Protected Withdrawal Value is equal to the “Periodic Value” described in the next paragraph.

The “Periodic Value” initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter, until the earlier of the first withdrawal or the Tenth Anniversary Date, we recalculate the Periodic Value. We stop determining the Periodic Value upon the earlier of your first withdrawal after the effective date of the benefit or the Tenth Anniversary Date. On each Valuation Day (the “Current Valuation Day”), the Periodic Value is equal to the greater of:

(1)	the Periodic Value for the immediately preceding business day (the “Prior Valuation Day”) appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day; and
(2)	the Account Value.

If you make a withdrawal prior to the Tenth Anniversary Date, the Protected Withdrawal Value on the date of the withdrawal is equal to the greatest of:

(1)	the Account Value; or
(2)	the Periodic Value on the date of the withdrawal.

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If you have not made a withdrawal on or before the Tenth Anniversary Date, your Protected Withdrawal Value subsequent to the Tenth Anniversary Date is equal to the greatest of:

(1)	the Account Value; or
(2)	the Periodic Value on the Tenth Anniversary Date, increased for subsequent adjusted Purchase Payments; or
(3)	the sum of:

(a)	200% of the Account Value on the effective date of the benefit;
(b)	200% of all adjusted Purchase Payments made within one year after the effective date of the benefit; and
(c)	all adjusted Purchase Payments made after one year following the effective date of the benefit up to the date of the first withdrawal.

On and after the date of your first withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent Purchase Payments, is reduced by withdrawals, including your first withdrawal (as described below), and is increased if you qualify for a step-up (as described below). Irrespective of these calculations, your Protected Withdrawal Value will always be at least equal to your Account Value.

Key Feature – Annual Income Amount under the Spousal Highest Daily Lifetime Seven Benefit

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active and does not reduce in subsequent Annuity Years, as described below. The percentage depends on the age of the youngest Designated Life on the date of the first withdrawal after election of the benefit. The percentages are: 5% for ages 79 and younger, 6% for ages 80 to 84, 7% for ages 85 to 89, and 8% for ages 90 and older. We use the age of the youngest Designated Life even if that Designated Life is no longer a participant under the Annuity due to death or divorce.

Under the Spousal Highest Daily Lifetime Seven benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Annual Income Amount (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

Any Purchase Payment that you make will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credits) based on the age of the Annuitant at the time of the first withdrawal (the percentages are: 5% for ages 79 and younger, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credits).

If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime Seven benefit.

An automatic step-up feature (“Highest Quarterly Auto Step-Up”) is included as part of this benefit. As detailed in this paragraph, the Highest Quarterly Auto Step-Up feature can result in a larger Annual Income Amount if your Account Value increases subsequent to your first withdrawal. We begin examining the Account Value for purposes of the Highest Quarterly Step-Up starting with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on the Valuation Days corresponding to the end of each quarter that (i) is based on your Annuity Year, rather than a calendar year; (ii) is subsequent to the first withdrawal; and (iii) falls within the immediately preceding Annuity Year. If the end of any such quarter falls on a holiday or a weekend, we use the next Valuation Day. Having identified each of those quarter-end Account Values, we then multiply each such value by a percentage that varies based on the age of the youngest Designated Life on the Annuity Anniversary as of which the step-up would occur. The percentages are 5% for ages 79 and younger, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older. Thus, we multiply each quarterly value by the applicable percentage, adjust each such quarterly value for subsequent withdrawals and Purchase Payments, and then select the highest of those values. If the highest of those values exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. In later years, (i.e., after the first Annuity Anniversary after the first withdrawal) we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values on the end of the four immediately preceding

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quarters. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest quarterly value upon which your step-up was based. If, on the date that we implement a Highest Quarterly Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime Seven has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime Seven upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

The Spousal Highest Daily Lifetime Seven benefit does not affect your ability to make withdrawals under your annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime Seven, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.

Examples of dollar-for-dollar and proportional reductions, and the Highest Quarterly Auto Step-Up are set forth below. The values depicted here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime Seven benefit or any other fees and charges. Assume the following for all three examples:

■	The Issue Date is December 1, 2007
■	The Spousal Highest Daily Lifetime Seven benefit is elected on March 5, 2008.
■	The youngest Designated Life was 70 years old when he/she elected the Spousal Highest Daily Lifetime Seven benefit.

Dollar-for-dollar reductions

On May 2, 2008, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the youngest Designated Life is younger than 80 at the time of the 1st withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2008) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount – $6,000 less $2,500 = $3,500.

Proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on August 6, 2008 and the Account Value at the time of this withdrawal is $110,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount – $1,500 – reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

Here is the calculation:

Account Value before withdrawal	$110,000.00
Less amount of “non” excess withdrawal	$3,500.00
Account Value immediately before excess withdrawal of $1,500	$106,500.00
Excess withdrawal amount	$1,500.00
Divided by Account Value immediately before excess withdrawal	$106,500.00
Ratio	1.41%
Annual Income Amount	$6,000.00
Less ratio of 1.41%	$84.51
Annual Income Amount for future Annuity Years	$5,915.49

Highest Quarterly Auto Step-Up

On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the youngest Designated Life’s age on the Annuity Anniversary) of the highest quarterly value since your first withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional Purchase Payments (plus any Credits).

Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on August 6 reduces this amount to $5,915.49 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped-up if 5% (since the youngest Designated Life is younger than 80 on the date of the potential step-up) of the highest quarterly Account Value adjusted for withdrawals, is higher than $5,915.49. Here are the calculations for determining the quarterly values. Only the June 1 value is being adjusted for excess withdrawals as the September 1 and December 1 Valuation Days occur after the excess withdrawal on August 6.

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Date*	Account value	Highest Quarterly Value (adjusted with withdrawal and purchase payments)**	Adjusted Annual Income Amount (5% of the Highest Quarterly Value)
June 1, 2008	$118,000.00	$118,000.00	$5,900.00
August 6, 2008	$110,000.00	$112,885.55	$5,644.28
September 1, 2008	$112,000.00	$112,885.55	$5,644.28
December 1, 2008	$119,000.00	$119,000.00	$5,950.00

*	In this example, the Annuity Anniversary date is December 1. The quarterly valuation dates are every three months thereafter – March 1, June 1, September 1, and December 1. In this example, we do not use the March 1 date as the first withdrawal took place after March 1. The Annuity Anniversary Date of December 1 is considered the fourth and final quarterly valuation date for the year.
**	In this example, the first quarterly value after the first withdrawal is $118,000 on June 1, yielding an adjusted Annual Income Amount of $5,900.00. This amount is adjusted on August 6 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
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The Account Value of $118,000 on June 1 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Total Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $114,500 before the excess withdrawal.

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This amount ($114,500) is further reduced by 1.41% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Quarterly Value of $112,885.55.

The adjusted Annual Income Amount is carried forward to the next quarterly anniversary date of September 1. At this time, we compare this amount to 5% of the Account Value on September 1. Since the June 1 adjusted Annual Income Amount of $5,644.28 is higher than $5,600.00 (5% of $112,000), we continue to carry $5,644.28 forward to the next and final quarterly anniversary date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,644.28, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value yields the highest amount of $5,950.00. Since this amount is higher than the current year’s Annual Income Amount of $5,915.49 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2008 and continuing through December 1, 2009, will be stepped-up to $5,950.00.

Benefits Under the Spousal Highest Daily Lifetime Seven Benefit

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To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount or as a result of the fee that we assess for Spousal Highest Daily Lifetime Seven, and amounts are still payable under Spousal Highest Daily Lifetime Seven, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Highest Daily Lifetime Seven benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to meet required minimum distribution requirements under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in the form of a fixed annuity.

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If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is a Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any Annuity option available; or
(2)	request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. If, due to death of a Designated Life or divorce prior to annuitization, only a single Designated Life remains, then Annuity payments will be made as a life annuity for the lifetime of the Designated Life.

We must receive your request in a form acceptable to us at our office.

In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

(1)	the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and
(2)	the Account Value.

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■	If no withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.
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Please note that payments that we make under this benefit after the Annuity Anniversary coinciding with or next following the older of the owner or Annuitant’s 95th birthday, will be treated as annuity payments.

Other Important Considerations

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Withdrawals under the Spousal Highest Daily Lifetime Seven benefit are subject to all of the terms and conditions of the Annuity, including any CDSC that may apply. Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal. However, we may impose a CDSC on the portion of a withdrawal that is deemed Excess Income.

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Withdrawals made while the Spousal Highest Daily Lifetime Seven Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Spousal Highest Daily Lifetime Seven Benefit does not directly affect the Account Value or surrender value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity you will receive the current surrender value.

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You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Highest Daily Lifetime Seven benefit. The Spousal Highest Daily Lifetime Seven benefit provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

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You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

■	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.
■	Upon inception of the benefit and to maintain the benefit, 100% of your Account Value must have been allocated to the permitted Sub-accounts.
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You cannot allocate Purchase Payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (as described below) if you elect this benefit. A summary description of the AST Investment Grade Bond Portfolio appears within the prospectus section entitled “What Are The Investment Objectives and Policies of The Portfolios?”. You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

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You can make withdrawals from your Annuity without purchasing the Spousal Highest Daily Lifetime Seven benefit. The Spousal Highest Daily Lifetime Seven benefit provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

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Transfers to and from the elected Sub-accounts and the AST Investment Grade Bond Portfolio Sub-account triggered by the mathematical formula component of the benefit will not count toward the maximum number of free transfers allowable under an Annuity.

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You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Spousal Highest Daily Lifetime Seven benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfers of Account Value and allocation of Additional Purchase Payments may be subject to new investment limitations.

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The fee for Spousal Highest Daily Lifetime Seven is 0.75% annually of the Protected Withdrawal Value. We deduct this fee at the end of each quarter, where each such quarter is part of a year that begins on the effective date of the benefit or an anniversary thereafter. Thus, on each such quarter-end (or the next Valuation Day, if the quarter-end is not a Valuation Day), we deduct 0.1875% of the Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of your Sub-accounts including the AST Investment Grade Bond Sub-account. Since this fee is based on the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime Seven may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described above. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

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The Basic Death Benefit will terminate if withdrawals taken under the Spousal Highest Daily Lifetime Seven benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Spousal Highest Daily Lifetime Seven benefit cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

Election of and Designations under the Benefit.

We no longer permit new elections of Spousal Highest Daily Lifetime Seven. Elections of Spousal Highest Daily Lifetime Seven must have been based on two Designated Lives. Designated Lives must be natural persons who are each other’s spouses at the time of

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election of the benefit and at the death of the first of the Designated Lives to die. Spousal Highest Daily Lifetime Seven could only be elected where the Owner, Annuitant, and Beneficiary designations are as follows:

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One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner’s spouse. The Owner/Annuitant and the beneficiary each must be at least 59 1/2 years old at the time of election; or

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Co-Annuity Owners, where the Owners are each other’s spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. Each Owner must each be at least 59 1/2 years old at the time of election; or

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One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) (“Custodial Account”), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. Both the Annuitant and the Contingent Annuitant each must be at least 59 1/2 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows:

(a)	if one Owner dies and the surviving spousal Owner assumes the Annuity or
(b)	if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary designations under this benefit. If the Designated Lives divorce, however, the Spousal Highest Daily Lifetime Seven benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new Designated Life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

If you wish, you may cancel any Spousal Highest Daily Lifetime Seven benefit. You may then elect any other available living benefit on any Valuation Day after you have cancelled the Spousal Highest Daily Lifetime Seven benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Upon cancellation of any Spousal Highest Daily Lifetime Seven benefit, any Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account used with the pre-determined mathematical formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instruction or in absence of such instruction, pro-rata. You should be aware that upon termination of Spousal Highest Daily Lifetime Seven, you will lose the Protected Withdrawal Value (including the Tenth Anniversary Date Guarantee), Annual Income Amount, and the Return of Principal Guarantee that you had accumulated under the benefit. Thus, the initial guarantees under any newly-elected benefit will be based on your current Account Value. Once the Spousal Highest Daily Lifetime Seven benefit is cancelled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Spousal Highest Daily Lifetime Seven benefit provided that the benefit you are looking to elect is available on a post-issue basis. Any such new benefit may be more expensive.

Return of Principal Guarantee

If you have not made a withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

a)	your Account Value on the day that you elected Spousal Highest Daily Lifetime Seven; and
b)	the sum of each Purchase Payment you made (including any Credits) during the one-year period after you elected the benefit.

If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the a bond Sub-account used with this benefit), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. This potential addition to Account Value is available only if you have elected Spousal Highest Daily Lifetime Seven and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee.

Termination of the Benefit

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election will apply as described above. The benefit terminates: (i) if upon the death of the first Designated Life, the surviving Designated Life opts to take the death benefit under the Annuity (thus, the benefit does not terminate solely because of the death of the first Designated Life) (ii) upon the death of the second Designated Life, (iii) upon your termination of the benefit (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount) (iv) upon your surrender of the Annuity (v) upon your election to begin receiving annuity payments (vi) if both the Account Value and Annual Income Amount equal zero or (vii) if you cease to meet our requirements for issuing the benefit (see Election of and Designations under the Benefit).

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Upon termination of Spousal Highest Daily Lifetime Seven other than upon death of a Designated Life, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account (as defined below) to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options).

Mathematical Formula Component of Spousal Highest Daily Lifetime Seven

As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you have elected Spousal Highest Daily Lifetime Seven. For purposes of the benefit, we refer to those permitted Sub-accounts as the “Permitted Sub-accounts”. As a requirement of participating in Spousal Highest Daily Lifetime Seven, we require that you participate in our specialized program, under which we may transfer Account Value between the Permitted Sub-accounts and a specified bond fund within the Advanced Series Trust (the “AST Investment Grade Bond Sub-account”). We determine whether to make a transfer, and the amount of any transfer, under a non-discretionary formula, discussed below. The AST Investment Grade Bond Sub-account is available only with this benefit, and thus you may not allocate purchase payments to the AST Investment Grade Bond Sub-account. Under the formula component of Spousal Highest Daily Lifetime Seven, we monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account. Any transfer would be made in accordance with a formula, which is set forth in Appendix F to this prospectus.

Speaking generally, the formula, which we apply each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. Note that we use 5% in the formula, irrespective of the Annuitant’s attained age. Then we produce an estimate of the total amount we would target in our allocation model, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the “Target Value” or “L”. If you have already made a withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent purchase payments, and any excess withdrawals. Next, the formula subtracts from the Target Value the amount held within the AST Investment Grade Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the AST Investment Grade Bond Sub-account, is called the “Target Ratio” or “r”. If the Target Ratio exceeds a certain percentage (currently 83%), it means essentially that too much Target Value is not offset by assets within the AST Investment Grade Bond Sub-account, and therefore we will transfer an amount from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Conversely, if the Target Ratio falls below a certain percentage (currently 77%), then a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts would occur.

If you elect the new formula (90% Cap Feature), see discussion regarding that feature.

As you can glean from the formula, poor investment performance of your Account Value may result in a transfer of a portion of your variable Account Value to the AST Investment Grade Bond Sub-account because such poor investment performance will tend to increase the Target Ratio. Moreover, “flat” investment returns of your Account Value over a period of time also could result in the transfer of your Account Value from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. Once you elect Spousal Highest Daily Lifetime Seven, the ratios we use will be fixed. For newly-issued Annuities that elect Spousal Highest Daily Lifetime Seven and existing Annuities that elect Spousal Highest Daily Lifetime Seven, however, we reserve the right, subject to any required regulatory approval, to change the ratios.

While you are not notified when your Annuity reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the AST Investment Grade Bond Sub-account. The formula by which the reallocation triggers operate is designed primarily to mitigate the financial risks that we incur in providing the guarantee under Spousal Highest Daily Lifetime Seven.

Depending on the results of the calculation relative to the reallocation triggers, we may, on any day:

■	Not make any transfer between the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account; or
■

If a portion of your Account Value was previously allocated to the AST Investment Grade Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options); or

■	Transfer all or a portion of your Account Value in the Permitted Sub-accounts pro rata to the AST Investment Grade Bond Sub-account.

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Therefore, at any given time, some, none, or all of your Account Value may be allocated to the AST Investment Grade Bond Sub-account. If your entire Account Value is transferred to the AST Investment Grade Bond Sub-account, then based on the way the formula operates, the formula will not transfer amounts out of the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts and the entire Account Value would remain in the AST Investment Grade Bond Sub-account. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the AST Investment Grade Bond Sub-account. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the AST Investment Grade Bond Sub-accounts, if dictated by the formula. The amounts of any such transfers will vary as dictated by the formula, and will depend on the factors listed below.

Prior to the first withdrawal, the primary driver of transfers to the AST Investment Grade Bond Sub-account is difference between your Account Value and your Protected Withdrawal Value. If none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, then over time the formula permits an increasing difference between the Account Value and the Protected Withdrawal Value before a transfer to the AST Investment Grade Bond Sub-account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, the smaller the difference between the Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the AST Investment Grade Bond Sub-account.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST Investment Grade Bond Sub-account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

■	The difference between your Account Value and your Protected Withdrawal Value;
■	The amount of time Spousal Highest Daily Lifetime Seven has been in effect on your Annuity;
■	The amount allocated to and the performance of the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account;
■	Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and
■	Any withdrawals you take from your Annuity (while the benefit is in effect).

Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the AST Investment Grade Bond Sub-account or to the Permitted Sub-accounts, the greater the impact performance of those investments have on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the AST Investment Grade Bond Sub-account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.

If you make additional Purchase Payments to your Annuity, they will be allocated in accordance with your Annuity. Once allocated, they will also be subject to the formula described above and therefore may be transferred to the AST Investment Grade Bond Sub-account, if dictated by the formula.

Any Account Value in the AST Investment Grade Bond Sub-account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the AST Investment Grade Bond Sub-account.

Additional Tax Considerations

If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. Please note that any withdrawal you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under “Key Feature – Protected Withdrawal Value”.

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As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Spousal Highest Daily Lifetime Seven through a non-qualified annuity, as with all withdrawals, once all Purchase Payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

Spousal Highest Daily Lifetime Seven with Beneficiary Income OptionSM

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime Seven with Beneficiary Income Option.

There was an optional death benefit feature under this benefit, the amount of which is linked to your Annual Income Amount. You may have chosen Spousal Highest Daily Lifetime Seven without also selecting the Beneficiary Income Option death benefit (“BIO”). We no longer permit elections of Spousal Highest Daily Lifetime Seven with BIO. If you terminate your Spousal Highest Daily Lifetime Seven with BIO benefit to elect any other available living benefit, you will lose all guarantees under the Spousal Highest Daily Lifetime Seven with BIO benefit, and will begin new guarantees under the newly elected benefit based on the Account Value as of the date the new benefit becomes active.

If you elected the Beneficiary Income Option death benefit, you could not elect any other optional benefit. You could elect the Beneficiary Income Option death benefit so long as each Designated Life was no older than age 75 at the time of election. This death benefit is not transferable in the event of a divorce, nor may the benefit be split in accordance with any divorce proceedings or similar instrument of separation. Since this fee is based on the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime Seven with BIO may be greater than it would have been, had it been based on the Account Value alone.

For purposes of the Beneficiary Income Option death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Spousal Highest Daily Lifetime Seven itself. Upon the first death of a Designated Life, no amount is payable under the Beneficiary Income Option death benefit. Upon the second death of a Designated Life, we identify the following amounts: (a) the amount of the base death benefit under the Annuity, (b) the Protected Withdrawal Value and (c) the Annual Income Amount. If there were no withdrawals prior to the date of death, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death, and we calculate the Annual Income Amount as if there were a withdrawal on the date of death. If there were withdrawals prior to the date of death, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.

If there is one beneficiary, he/she must choose to receive either the base death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of annual payment of the Annual Income Amount – such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Thus, each beneficiary can choose to take his/her portion of either (a) the basic death benefit or (b) the Beneficiary Income Option death benefit. If chosen, for qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than December 31st of the year following the annuity owner’s date of death. For non-qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than one year after the owner’s date of death. In order to receive the Beneficiary Income Option death benefit, each beneficiary’s share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary’s death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.

Here is an example to illustrate how the death benefit may be paid:

■

Assume that (i) the basic death benefit is $50,000, the Protected Withdrawal Value is $100,000, and the Annual Income Amount is $5,000; (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.

■

Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value).

The pro-rated portion of the Annual Income Amount equal to $3,750 (i.e., the first beneficiary’s 75% share multiplied by $5,000) is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary’s 75% share of the $100,000 Protected Withdrawal Value).

The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).

If you elect to terminate Spousal Highest Daily Lifetime Seven with Beneficiary Income Option, both Spousal Highest Daily Lifetime Seven and that death benefit option will be terminated. You may not terminate the death benefit option without terminating

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the entire benefit. If you terminate Spousal Highest Daily Lifetime Seven with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the “Election of and Designations under the Benefit” section, above.

Optional 90% Cap Feature for the Formula for Spousal Highest Daily Lifetime Seven

If you currently own an Annuity and have elected Spousal Highest Daily Lifetime Seven Income Benefit (including Spousal Highest Daily Lifetime Seven with Beneficiary Income Option), you can elect this feature which utilizes a new mathematical formula. The new formula is described below and will replace the “Transfer Calculation” portion of the formula currently used in connection with your benefit on a prospective basis. This election may only be made once and may not be revoked once elected. The new formula is found in Appendix F (page F-4) of this prospectus. There is no cost to adding this feature to your Annuity. Only the election of the 90% Cap will prevent all of your Account Value from being allocated to the AST Investment Grade Bond Portfolio Sub-account. If all of your Account Value is currently allocated to the AST Investment Grade Bond Portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect the 90% Cap feature. If you make additional Purchase Payments, they may or may not result in a transfer to or from the AST Investment Grade Bond Portfolio Sub-account.

Under the new formula, the formula will not execute a transfer to the AST Investment Grade Bond Sub-account that results in more than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account (“90% cap”). Thus, on any Valuation Day, if the formula would require a transfer to the AST Investment Grade Bond Sub-account that would result in more than 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account will be transferred. Additionally, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST Investment Grade Bond Sub-account that results in greater than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST Investment Grade Bond Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the AST Investment Grade Bond Sub-account.

If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST Investment Grade Bond Sub-account at least until there is first a transfer out of the AST Investment Grade Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST Investment Grade Bond Sub-account, and the formula will still not transfer any of your Account Value to the AST Investment Grade Bond Sub-account (at least until there is first a transfer out of the AST Investment Grade Bond Sub-account). For example,

■

March 19, 2009 – a transfer is made that results in the 90% cap being met and now $90,000 is allocated to the AST Investment Grade Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

■

March 20, 2009 – you make an additional purchase payment of $10,000. No transfers have been made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.

■

As of March 20, 2009 (and at least until first a transfer is made out of the AST Investment Grade Bond Sub-account under the formula) – the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the AST Investment Grade Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the AST Investment Grade Bond Sub-account).

■

Once there is a transfer out of the AST Investment Grade Bond Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and may be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account as dictated by the formula. Once you elect this feature, the new transfer formula described above and set forth in Appendix F will be the formula for your Annuity.

In the event that more than ninety percent (90%) of your Account Value is allocated to the AST Investment Grade Bond Sub-account and you have elected this feature, up to ten percent (10%) of your Account Value currently allocated to the AST Investment Grade Bond Sub-account will be transferred to your Permitted Sub-accounts, such that after the transfer, 90% of your Account Value on the date of the transfer is in the AST Investment Grade Bond Sub-account. The transfer to the Permitted Sub-accounts will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amounts of such additional transfer(s) will vary. If on the date this feature is elected 100% of your Account Value is allocated to the AST Investment Grade Bond Sub-account, a transfer of an amount equal to 10% of your Account

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Value will be made to your Permitted Sub-accounts. While there are no assurances that future transfers will occur, it is possible that an additional transfer(s) to the permitted Sub-accounts could occur following the Valuation Day(s), and in some instances (based on the formula) the additional transfer(s) could be large.

Once the 90% cap rule is met, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

Important Consideration When Electing The New Formula:

■	At any given time, some, most or none of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.
■

Please be aware that because of the way the 90% cap formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.

■

If this feature is elected, any Account Value transferred to the Permitted Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending of the performance of the Permitted Sub-accounts you select.

HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT (HD 7 Plus)

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 7 Plus benefit.

Highest Daily Lifetime 7 Plus is no longer offered for new elections. If you elected Highest Daily Lifetime 7 Plus and subsequently terminate the benefit, you may elect any available living benefit, subject to our current rules. See “Election of and Designations under the Benefit” and “Termination of Existing Benefits and Election of New Benefits” below for details. Please note that if you terminate Highest Daily Lifetime 7 Plus and elect another available living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. The income benefit under Highest Daily Lifetime 7 Plus is based on a single “designated life” who is at least 45 years old on the date that the benefit was elected. The Highest Daily Lifetime 7 Plus Benefit was not available if you elected any other optional living benefit, although you may elect any optional death benefit other than the Highest Daily Value death benefit. As long as your Highest Daily Lifetime 7 Plus Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of the permitted investment options, see the “Investment Options” section in this prospectus.

Highest Daily Lifetime 7 Plus guarantees until the death of the single designated life (the Annuitant) the ability to withdraw an annual amount (the “Annual Income Amount”) equal to a percentage of an initial principal value (the “Protected Withdrawal Value”) regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life (“Lifetime Withdrawals”), provided that you have not made “excess withdrawals” that have resulted in your Account Value being reduced to zero. We also permit you to make a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. Highest Daily Lifetime 7 Plus may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Highest Daily Lifetime 7 Plus. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Account Value falls to zero, if you take an excess withdrawal that brings your Account Value to zero, it is possible that your Annual Income Amount could also fall to zero. In that scenario, no further amount would be payable under the Highest Daily Lifetime 7 Plus benefit.

Key Feature – Protected Withdrawal Value

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the “Periodic Value” described in the next paragraphs.

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The “Periodic Value” initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the “Current Valuation Day”), the Periodic Value is equal to the greater of:

(1)	the Periodic Value for the immediately preceding business day (the “Prior Valuation Day”) appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and
(2)	the Account Value.

If you have not made a Lifetime Withdrawal on or before the 10th, 20th, or 25th Anniversary of the effective date of the benefit, your Periodic Value on the 10th, 20th, or 25th Anniversary of the benefit effective date is equal to the greater of:

(1)	the Periodic Value described above or,
(2)	the sum of (a), (b) and (c) below (proportionally reduced for any Non-Lifetime Withdrawals):
(a)	200% (on the 10th anniversary), 400% (on the 20th anniversary) or 600% (on the 25th anniversary) of the Account Value on the effective date of the benefit;
(b)	200% (on the 10th anniversary), 400% (on the 20th anniversary) or 600% (on the 25th anniversary) of all adjusted Purchase Payments made within one year following the effective date of the benefit; and
(c)	all adjusted Purchase Payments made after one year following the effective date of the benefit.

If you elect Highest Daily Lifetime 7 Plus with Beneficiary Income Option (“BIO”) (see below), we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary of the effective date of the benefit (“Tenth Anniversary”). This means that under the Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20th and 25th Anniversary of the Benefit Effective Date.

On and after the date of your first Lifetime Withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent Purchase Payments, is reduced by withdrawals, including your first Lifetime Withdrawal (as described below), and may be increased if you qualify for a step-up (as described below).

Return of Principal Guarantee

If you have not made a Lifetime Withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

a)	your Account Value on the day that you elected Highest Daily Lifetime 7 Plus proportionally reduced for any Non-Lifetime Withdrawal; and
b)	the sum of each Purchase Payment proportionally reduced for any subsequent Non-Lifetime Withdrawal (including the amount of any associated Credits) you made during the one-year period after you elected the benefit.

If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the AST Investment Grade Bond Sub-account), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. Because the amount is added to Account Value, it will also be subject to each charge under your Annuity based on Account Value. This potential addition to Account Value is available only if you have elected Highest Daily Lifetime 7 Plus and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal (other than a Non-Lifetime Withdrawal) prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee. The Return of Principal Guarantee is referred to as the Guaranteed Minimum Account Value Credit in the benefit rider.

Key Feature – Annual Income Amount under the Highest Daily Lifetime 7 Plus Benefit

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the Annuitant on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 45 – less than 59  1/2, 5% for ages 59  1/2-74, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older.

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Under the Highest Daily Lifetime 7 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions are based on the actual amount of the withdrawal, including any CDSC that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.

You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.

Any Purchase Payment that you make subsequent to the election of Highest Daily Lifetime 7 Plus will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credits) based on the age of the Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 45 – less than 59 1/2, 5% for ages 59 1/2-74, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credits).

If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 7 Plus benefit.

Highest Daily Auto Step-Up

An automatic step-up feature (“Highest Daily Auto Step-Up”) is part of Highest Daily Lifetime 7 Plus. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Auto Step-Up starts with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are: 4% for ages 45 – less than 59 1/2, 5% for ages 59 1/2-74, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. All daily valuations and annual step-ups will only occur on a Valuation Day. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values that occurred on Valuation Days during the year. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime 7 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime 7 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

If you establish a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.

The Highest Daily Lifetime 7 Plus benefit does not affect your ability to make withdrawals under your Annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime 7 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

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If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years.

Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime 7 Plus benefit or any other fees and charges. Assume the following for all three examples:

■	The Issue Date is December 1, 2008
■	The Highest Daily Lifetime 7 Plus benefit is elected on March 5, 2009
■	The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime 7 Plus benefit.

Example of dollar-for-dollar reductions

On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the Annuitant is between the ages of 59 1/2 and 74 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

Example of proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 – reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

Here is the calculation:

Account Value before Lifetime Withdrawal	$118,000.00
Less amount of “non” excess withdrawal	$3,500.00
Account Value immediately before excess withdrawal of $1,500	$114,500.00
Excess withdrawal amount	$1,500.00
Divided by Account Value immediately before excess withdrawal	$114,500.00
Ratio	1.31%
Annual Income Amount	$6,000.00
Less ratio of 1.31%	$78.60
Annual Income Amount for future Annuity Years	$5,921.40

Example of Highest Daily Auto Step-Up

On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant’s age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional Purchase Payments (including the amount of any associated Credits).

Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the designated life is between 59  1/2 and 74 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and Purchase Payments (including the amount of any associated Credits), is higher than $5,921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

Date*	Account value	Highest Daily Value (adjusted with withdrawal and purchase payments)**	Adjusted Annual Income Amount (5% of the Highest Daily Value)
November 25, 2009	$119,000.00	$119,000.00	$5,950.00
November 26, 2009		Thanksgiving Day
November 27, 2009	$113,000.00	$113,986.95	$5,699.35
November 30, 2009	$113,000.00	$113,986.95	$5,699.35
December 01, 2009	$119,000.00	$119,000.00	$5,950.00

*	In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.

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**	In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
■

The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.

■

This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.

■

The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year’s Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.

Non-Lifetime Withdrawal Feature

You may take a one-time non-lifetime withdrawal (“Non-Lifetime Withdrawal”) under Highest Daily Lifetime 7 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity’s Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see “Access to Account Value – Can I Surrender My Annuity for Its Value?”). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Highest Daily Lifetime 7 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Highest Daily Lifetime 7 Plus benefit. If you don’t elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect to take the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value and the Return of Principal guarantee. It will also proportionally reduce the Periodic Value guarantees on the tenth, twentieth and twenty-fifth anniversaries of the benefit effective date (see description in “Key Feature – Protected Withdrawal Value,” above). It will reduce all three by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.

Example – Non-Lifetime Withdrawal (Proportional reduction)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

Assume the following:

■	The Issue Date is December 1, 2008
■	The Highest Daily Lifetime 7 Plus benefit is elected on March 5, 2009
■	The Account Value at benefit election was $105,000
■	The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime 7 Plus benefit.
■	No previous withdrawals have been taken under the Highest Daily Lifetime 7 Plus benefit.

On May 2, 2009, the Protected Withdrawal Value is $125,000, the 10th benefit year minimum Periodic Value guarantee is $210,000, the 10th benefit year Return of Principal guarantee is $105,000, the 20th benefit year minimum Periodic Value guarantee is $420,000, the 25th benefit year minimum Periodic Value guarantee is $630,000 and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on May 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Highest Daily Lifetime 7 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

Here is the calculation:

Withdrawal Amount divided by	$15,000
Account Value before withdrawal	$120,000
Equals ratio	12.5%
All guarantees will be reduced by the above ratio (12.5%)
Protected Withdrawal Value	$109,375
10th benefit year Return of Principal	$91,875
10th benefit year Minimum Periodic Value	$183,750
20th benefit year Minimum Periodic Value	$367,500
25th benefit year Minimum Periodic Value	$551,250

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Benefits Under Highest Daily Lifetime 7 Plus

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To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount or as a result of the fee that we assess for Highest Daily Lifetime 7 Plus, and amounts are still payable under Highest Daily Lifetime 7 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. If you have not begun taking Lifetime Withdrawals and your Account Value is reduced to zero as a result of the fee we assess for Highest Daily Lifetime 7 Plus, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the Account Value was reduced to zero and Lifetime Withdrawals will begin on the next Annuity anniversary. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in these scenarios, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Highest Daily Lifetime 7 Plus benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the Designated Life.

■

If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any Annuity option available; or
(2)	request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. If this option is elected, the Annual Income Amount will not increase after annuity payments have begun. We will make payments until the death of the single Designated Life. We must receive your request in a form acceptable to us at our office.

■

In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

(1)	the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and
(2)	the Account Value.

■	If no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.
■	Please note that payments that we make under this benefit after the Annuity Anniversary coinciding with or next following the annuitant’s 95th birthday will be treated as annuity payments.

Other Important Considerations

■

Withdrawals under the Highest Daily Lifetime 7 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount.

■

Withdrawals made while the Highest Daily Lifetime 7 Plus Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro-rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA Fixed Rate Options (if you are participating in the 6 or 12 Month DCA Program). Withdrawals from the DCA Fixed Rate Options will be taken on a last-in, first-out basis.

■

You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime 7 Plus benefit. The Highest Daily Lifetime 7 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to our rules regarding time and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

■

You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

■	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.
■	Upon inception of the benefit and to maintain the benefit, 100% of your Account Value must have been allocated to the Permitted Sub-accounts.
■

You cannot allocate Purchase Payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (see description below) if you elect this benefit. A summary description of the AST Investment Grade Bond

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Portfolio appears within the prospectus section entitled “What Are The Investment Objectives and Policies of The Portfolios?”. You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

■

Transfers to and from the elected Sub-accounts and the AST Investment Grade Bond Portfolio Sub-account triggered by the Highest Daily Lifetime 7 Plus mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

■

You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Highest Daily Lifetime 7 Plus benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfer of Account Value and allocation of additional purchase payments may be subject to new investment limitations.

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The maximum charge for Highest Daily Lifetime 7 Plus is 1.50% annually of the greater of Account Value and the Protected Withdrawal Value (PWV). The current charge is 0.75% annually of the greater of Account Value and the Protected Withdrawal Value. We deduct this fee on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.1875% of the greater of the prior day’s Account Value or the prior day’s Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Portfolio Sub-account and from the DCA Fixed Rate Option (if applicable). Since this fee is based on the greater of the Account Value or the Protected Withdrawal Value, the fee for Highest Daily Lifetime 7 Plus may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the Account Value at the benefit quarter, we will charge the remainder of the Account Value for the benefit and continue the benefit as described above. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

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The Basic Death Benefit will terminate if withdrawals taken under Highest Daily Lifetime 7 Plus cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under Highest Daily Lifetime 7 Plus cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

Election of and Designations Under the Benefit

We no longer permit new elections of Highest Daily Lifetime 7 Plus. For Highest Daily Lifetime 7 Plus, there must have been either a single Owner who is the same as the Annuitant, or if the Annuity is entity owned, there must have been a single natural person Annuitant. In either case, the Annuitant must have been at least 45 years old.

Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime 7 Plus. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime 7 Plus, except if (a) the new Owner has the same taxpayer identification number as the previous owner, (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or (c) ownership is transferred from one entity to another entity that satisfies our administration ownership guidelines.

Please note that if you terminate a living benefit such as Highest Daily Lifetime 7 Plus and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. We reserve the right to waive, change and/or further limit the election frequency in the future.

Termination of the Benefit

You may terminate Highest Daily Lifetime 7 Plus at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates: (i) upon your termination of the benefit, (ii) upon your surrender of the Annuity, (iii) upon your election to begin receiving annuity payments (although if you have elected to receive the Annual Income Amount in the form of Annuity payments, we will continue to pay the Annual Income Amount), (iv) upon our receipt of due proof of the death of the Annuitant, (v) if both the Account Value and Annual Income Amount equal zero, or (vi) if you cease to meet our requirements as described in “Election of and Designations under the Benefit”.

Upon termination of Highest Daily Lifetime 7 Plus other than upon the death of the Annuitant, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options).

If a surviving spouse elects to continue the Annuity, the Highest Daily Lifetime 7 Plus benefit terminates. The spouse may elect the benefit subject to the restrictions discussed above.

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How Highest Daily Lifetime 7 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account

As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you elect Highest Daily Lifetime 7 Plus. For purposes of this benefit, we refer to those permitted investment options as the “Permitted Sub-accounts”. If your annuity was issued on or after May 1, 2009 (subject to regulatory approval), you may also choose to allocate purchase payments while this program is in effect to DCA Fixed Rate Options utilized with our 6 or 12 Month Dollar Cost Averaging Program (“6 or 12 Month DCA Program”). If you are participating in Highest Daily Lifetime 7 Plus and also are participating in the 6 or 12 Month DCA Program, and the formula under the benefit dictates a transfer from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account, then the amount to be transferred will be taken entirely from the Sub-accounts, provided there is sufficient Account Value in those Sub-accounts to meet the required transfer amount. Only if there is insufficient Account Value in those Sub-accounts will an amount be withdrawn from the DCA Fixed Rate Options. Amounts withdrawn from the DCA Fixed Rate Options under the formula will be taken on a last-in, first-out basis. For purposes of the discussion below concerning transfers from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account, amounts held within the DCA Fixed Rate Options are included within the term “Permitted Sub-Accounts”. Thus, amounts may be transferred from the DCA Fixed Rate Options in the circumstances described above and in the section of this prospectus entitled 6 or 12 Month Dollar Cost Averaging Program. Any transfer dictated by the formula out of the AST Investment Grade Bond Sub-account will be transferred to the Permitted Sub-accounts, not including the DCA Fixed Rate Options.

An integral part of Highest Daily Lifetime 7 Plus is the pre-determined mathematical formula used to transfer Account Value between the Permitted Sub-Accounts and a specified bond fund within the Advanced Series Trust (the “AST Investment Grade Bond Sub-Account”). The AST Investment Grade Bond Sub-account is available only with this benefit, and thus you may not allocate purchase payments to or make transfers to or from the AST Investment Grade Bond Sub-account. The formula monitors your Account Value daily and, if dictated by the formula, systematically transfers amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account. The formula is set forth in Appendix G.

Speaking generally, the formula, which is applied each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. Note that 5% is used in the formula, irrespective of the Annuitant’s attained age. Then it produces an estimate of the total amount targeted in our allocation model, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the “Target Value” or “L”. If you have already made a withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent purchase payments (and associated purchase credits), and any excess withdrawals. Next, the formula subtracts from the Target Value the amount held within the AST Investment Grade Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts including any amounts allocated to DCA Fixed Rate Options. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the AST Investment Grade Bond Sub-account, is called the “Target Ratio” or “r”. If, on each of three consecutive Valuation Days, the Target Ratio is greater than 83% but less than or equal to 84.5%, the formula will, on such third Valuation Day, make a transfer from the Permitted Sub-accounts in which you are invested (subject to the 90% cap feature) to the AST Investment Grade Bond Sub-account. As discussed above, if all or a portion of your Account Value is allocated to one or more DCA Fixed Rate Options at the time a transfer to the AST Investment Grade Bond Sub-account is required under the formula, we will first look to process the transfer from the Permitted Sub-accounts. If the amount allocated to the Permitted Sub-accounts is insufficient to satisfy the transfer, then any remaining amounts will be transferred from the DCA Fixed Rate Options on a “last-in, first-out” basis. Once a transfer is made, the three consecutive Valuation Days begin again. If, however, on any Valuation Day, the Target Ratio is above 84.5%, it will make a transfer from the Permitted Sub-accounts (subject to the 90% cap) to the AST Investment Grade Bond Sub-account (as described above). If the Target Ratio falls below 78% on any Valuation Day, then a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts will occur.

The formula will not execute a transfer to the AST Investment Grade Bond Sub-account that results in more than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account (“90% cap”). Thus, on any Valuation Day, if the formula would require a transfer to the AST Investment Grade Bond Sub-account that would result in more than 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account will be transferred. Additionally, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST Investment Grade Bond Sub-account that results in greater than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST Investment Grade Bond Sub-account and your allocations in the permitted sub-accounts you have selected, your Account Value could be more than 90% invested in the AST Investment Grade Bond Sub-account.

If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST Investment Grade Bond Sub-account at least until there is first a transfer out of the AST

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Investment Grade Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST Investment Grade Bond Sub-account, and the formula will still not transfer any of your Account Value to the AST Investment Grade Bond Sub-account (at least until there is first a transfer out of the AST Investment Grade Bond Sub-account). For example,

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March 19, 2009 – a transfer is made to the AST Investment Grade Bond Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST Investment Grade Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

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March 20, 2009 – you make an additional purchase payment of $10,000. No transfers have been made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.

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On March 20, 2009 (and at least until first a transfer is made out of the AST Investment Grade Bond Sub-account under the formula) – the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST Investment Grade Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the AST Investment Grade Bond Sub-account).

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Once there is a transfer out of the AST Investment Grade Bond Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account as dictated by the formula.

As you can glean from the formula, poor or flat investment performance of your Account Value may result in a transfer of a portion of your Account Value in the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account because such poor investment performance will tend to increase the Target Ratio. Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. Once you elect Highest Daily Lifetime 7 Plus, the values we use to compare to the Target Ratio will be fixed.

Additionally, on each monthly Annuity Anniversary (if the monthly Annuity Anniversary does not fall on a Valuation Day, the next Valuation Day will be used), following all of the above described daily calculations, a transfer may be made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts. Any such transfer will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options). This transfer will automatically occur provided that the Target Ratio, as described above, would be less than 83% after the transfer. The formula will not execute a transfer if the Target Ratio after this transfer would occur would be greater than or equal to 83%.

The amount of the transfer will be equal to the lesser of:

a)	The total value of all your Account Value in the AST Investment Grade Bond Sub-account, or
b)	An amount equal to 5% of your total Account Value.

While you are not notified when your Annuity reaches a transfer trigger under the formula, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the AST Investment Grade Bond Sub-account. The formula by which the transfer operates is designed primarily to mitigate some of the financial risks that we incur in providing the guarantee under Highest Daily Lifetime 7 Plus. Depending on the results of the calculations of the formula, we may, on any Valuation Day:

■	Not make any transfer between the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account; or
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If a portion of your Account Value was previously allocated to the AST Investment Grade Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options); or

■	Transfer a portion of your Account Value in the Permitted Sub-accounts pro rata to the AST Investment Grade Bond Sub-account.

At any given time, some, most or none of your Account Value will be allocated to the AST Investment Grade Bond Sub-account, as dictated by the formula.

Prior to the first Lifetime Withdrawal, the primary driver of transfers to the AST Investment Grade Bond Sub-account is difference between your Account Value and your Protected Withdrawal Value. If none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, then over time the formula permits an increasing difference between the Account Value and the Protected Withdrawal Value before a transfer to the AST Investment Grade Bond Sub-account occurs. Therefore, as time goes on,

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while none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, the smaller the difference between the Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the AST Investment Grade Bond Sub-account.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST Investment Grade Bond Sub-account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

■	The difference between your Account Value and your Protected Withdrawal Value;
■	The amount of time Highest Daily Lifetime 7 Plus has been in effect on your Annuity;
■	The amount allocated to and the performance of the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account;
■	Any additional Purchase Payments you make to your Annuity (while the benefit is in effect) and;
■	Any withdrawals you take from your Annuity (while the benefit is in effect).

Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the AST Investment Grade Bond Sub-account or to the Permitted Sub-accounts, the greater the impact performance of those investments have on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the AST Investment Grade Bond Sub-account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.

If you make additional Purchase Payments to your Annuity, they will be allocated in accordance with your Annuity. Once allocated, they will also be subject to the formula described above and therefore may be transferred to the AST Investment Grade Bond Sub-account, if dictated by the formula and subject to the 90% cap feature.

Any Account Value in the AST Investment Grade Bond Sub-account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the AST Investment Grade Bond Sub-account.

Additional Tax Considerations

If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts. Please note that any withdrawal (except the Non-Lifetime Withdrawal) you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under “Key Feature – Protected Withdrawal Value”.

As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Highest Daily Lifetime 7 Plus through a non-qualified annuity, as with all withdrawals, once all Purchase Payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note all Non-lifetime Withdrawal provisions will apply.

Highest Daily Lifetime 7 Plus with Beneficiary Income OptionSM

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 7 Plus with Beneficiary Income Option.

We previously offered an optional death benefit feature under Highest Daily Lifetime 7 Plus, the amount of which is linked to your Annual Income Amount. We refer to this optional death benefit as the Beneficiary Income Option or BIO. Highest Daily Lifetime 7 Plus with BIO is no longer available for new elections. Please note that if you terminate Highest Daily Lifetime 7 Plus with BIO and

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elect any other available living benefit you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. As long as your Highest Daily Lifetime 7 Plus with Beneficiary Income Option is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. This benefit could be elected, provided that all owners and beneficiaries are natural persons or an agent acting for a natural person.

If you elected this death benefit, you could not elect any other optional benefit. You could have elected the Beneficiary Income Option death benefit so long as the Annuitant is no older than age 75 at the time of election and meet the Highest Daily Lifetime 7 Plus age requirements. For purposes of this optional death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Highest Daily Lifetime 7 Plus itself. However, we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary Date. This means that under the Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20th and 25th Anniversary of the Benefit Effective Date. If you choose the Highest Daily Lifetime 7 Plus with BIO, the maximum charge is 2.00% of the greater of Account Value and the Protected Withdrawal Value (“PWV”) annually. The current charge is 1.10% annually of the greater of the Account Value and the PWV. We deduct this charge on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.275% of the greater of the prior day’s Account Value or the prior day’s Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Sub-account, and from the DCA Fixed Rate Option (if applicable). Because the fee for this benefit is based on the greater of the Account Value or the Protected Withdrawal Value, the fee for Highest Daily Lifetime 7 Plus with the Beneficiary Income Option may be greater than it would have been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero and, continue the benefit as described below.

Upon a death that triggers payment of a death benefit under the Annuity, we identify the following amounts: (a) the amount of the basic death benefit under the Annuity, (b) the Protected Withdrawal Value, and (c) the Annual Income Amount. If there were no Lifetime Withdrawals prior to the date of death, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death, and we calculate the Annual Income Amount as if there were a withdrawal on the date of death. If there were Lifetime Withdrawals prior to the date of death, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.

If there is one beneficiary, he/she must choose to receive either the basic death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of periodic payments of the Annual Income Amount – such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Each beneficiary can choose to take his/her portion of either (a) the basic death benefit, or (b) the Beneficiary Income Option death benefit. If chosen, for qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than December 31st of the year following the annuity owner’s date of death. For non-qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than one year after the owner’s date of death. In order to receive the Beneficiary Income Option death benefit, each beneficiary’s share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary’s death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.

Here is an example to illustrate how the death benefit may be paid:

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Assume that (i) the basic death benefit is $50,000, the Protected Withdrawal Value is $100,000, and the Annual Income Amount is $5,000; (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.

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Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value). The pro-rated portion of the Annual Income Amount, equal to $3,750 annually (i.e., the first beneficiary’s 75% share multiplied by $5,000), is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary’s 75% share of the $100,000 Protected Withdrawal Value). The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).

If you elect to terminate Highest Daily Lifetime 7 Plus with Beneficiary Income Option, both Highest Daily Lifetime 7 Plus and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Highest Daily Lifetime 7 Plus with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the “Election of and Designations under the Benefit” section above.

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Highest Daily Lifetime 7 Plus with Lifetime Income AcceleratorSM

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator.

In the past, we offered a version of Highest Daily Lifetime 7 Plus called Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator (“Highest Daily Lifetime 7 Plus with LIA”). You could choose Highest Daily Lifetime 7 Plus with or without also electing LIA, however you could not elect LIA without Highest Daily Lifetime 7 Plus and you could elect the LIA benefit at the time you elect Highest Daily Lifetime 7 Plus. Please note that if you terminate Highest Daily Lifetime 7 Plus with LIA and elect any other available living benefit you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. If you elected this benefit, you may not have elected any other optional benefit. As long as your Highest Daily Lifetime 7 Plus with LIA benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. The income benefit under Highest Daily Lifetime 7 Plus with LIA is based on a single “designated life” who was between the ages of 45 and 75 on the date that the benefit is elected. All terms and conditions of Highest Daily Lifetime 7 Plus apply to this version of the benefit, except as described herein.

Highest Daily Lifetime 7 Plus with LIA is not long-term care insurance and should not be purchased as a substitute for long-term care insurance. The income you receive through the Lifetime Income Accelerator may be used for any purpose, and it may or may not be sufficient to address expenses you may incur for long-term care. You should seek professional advice to determine your financial needs for long-term care.

Highest Daily Lifetime 7 Plus with LIA guarantees, until the death of the single designated life, the ability to withdraw an amount equal to double the Annual Income Amount (which we refer to as the “LIA Amount”) if you meet the conditions set forth below. If you choose the Highest Daily Lifetime 7 Plus with LIA, the maximum charge is 2.00% of the greater of Account Value and the Protected Withdrawal Value (“PWV”) annually. The current charge is 1.10% annually of the greater of Account Value and the PWV. We deduct this charge on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.275% of the greater of the prior day’s Account Value, or the prior day’s Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Sub-account, and from the DCA Fixed Rate Option (if applicable). Since this fee is based on the greater of Account Value or the Protected Withdrawal Value, the fee for Highest Daily Lifetime 7 Plus with LIA may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described below.

If this benefit is being elected on an Annuity held as a 403(b) plan, then in addition to meeting the eligibility requirements listed below for the LIA Amount you must separately qualify for distributions from the 403(b) plan itself.

Eligibility Requirements for LIA Amount. Both a waiting period of 36 months from the benefit effective date, and an elimination period of 120 days from the date of notification that one or both of the requirements described immediately below have been met, apply before you can become eligible for the LIA Amount. Assuming the 36 month waiting period has been met and we have received the notification referenced in the immediately preceding sentence, the LIA amount would be available for withdrawal on the Valuation Day immediately after the 120th day. The waiting period and the elimination period may run concurrently. In addition to satisfying the waiting and elimination period, at least one of the following requirements (“LIA conditions”) must be met.

(1)	The designated life is confined to a qualified nursing facility. A qualified nursing facility is a facility operated pursuant to law or any state licensed facility providing medically necessary in-patient care which is prescribed by a licensed physician in writing and based on physical limitations which prohibit daily living in a non-institutional setting.
(2)	The designated life is unable to perform two or more basic abilities of caring for oneself or “activities of daily living.” We define these basic abilities as:

i.	Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.
ii.	Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.
iii.	Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower.
iv.	Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.
v.	Transferring: Moving into or out of a bed, chair or wheelchair.
vi.	Continence: Maintaining control of bowel or bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform personal hygiene (including caring for catheter or colostomy bag).

You must notify us when the LIA conditions have been met. If, when we receive such notification, there are more than 120 days remaining until the end of the waiting period described above, you will not be eligible for the LIA Amount. If there are 120 days or less remaining until the end of the waiting period when we receive notification that the LIA conditions are met, we will determine

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eligibility for the LIA Amount through our then current administrative process, which may include, but is not limited to, documentation verifying the LIA conditions and/or an assessment by a third party of our choice. Such assessment may be in person and we will assume any costs associated with the aforementioned assessment. Once eligibility is determined, the LIA Amount is equal to double the Annual Income Amount as described above under the Highest Daily Lifetime 7 Plus benefit.

Additionally, once eligibility is determined, we will reassess your eligibility on an annual basis although your LIA benefit for the year that immediately precedes our reassessment will not be affected if it is determined that you are no longer eligible. Your first reassessment may occur in the same year as your initial assessment. If we determine that you are no longer eligible to receive the LIA Amount, the Annual Income Amount would replace the LIA Amount on the next Annuity Anniversary (the “ineligibility effective date”). However, 1) if you were receiving income through a systematic withdrawal program that was based on your LIA Amount; 2) you subsequently become ineligible to receive your LIA Amount, and 3) we do not receive new withdrawal instructions from you prior to the ineligibility effective date, we will cancel such systematic withdrawal program on the ineligibility effective date. You will be notified of your subsequent ineligibility and the date systematic withdrawal payments will stop before either occur. If any existing systematic withdrawal program is canceled, you must enroll in a new systematic withdrawal program if you wish to receive income on a systematic basis. You may establish a new or make changes to any existing systematic withdrawal program at any time by contacting our Annuity Service Office. All “Excess Income” conditions described above in ““Key Feature – Annual Income Amount under the Highest Daily Lifetime 7 Plus Benefit” would apply. There is no limit on the number of times you can become eligible for the LIA Amount, however, each time would require the completion of the 120-day elimination period, notification that the designated life meets the LIA conditions, and determination, through our then current administrative process, that you are eligible for the LIA Amount, each as described above.

LIA Amount at the First Lifetime Withdrawal. If your first Lifetime Withdrawal subsequent to election of Highest Daily Lifetime 7 Plus with LIA occurs while you are eligible for the LIA Amount, the available LIA Amount is equal to double the Annual Income Amount.

LIA Amount After the First Lifetime Withdrawal. If you become eligible for the LIA Amount after you have taken your first Lifetime Withdrawal, the available LIA amount for the current and subsequent Annuity Years is equal to double the then current Annual Income Amount, however the available LIA amount in the current Annuity Year is reduced by any Lifetime Withdrawals that have been taken in the current Annuity Year. Cumulative Lifetime Withdrawals in an Annuity Year which are less than or equal to the LIA Amount (when eligible for the LIA amount) will not reduce your LIA Amount in subsequent Annuity Years, but any such withdrawals will reduce the LIA Amount on a dollar-for-dollar basis in that Annuity Year.

Withdrawals in Excess of the LIA Amount. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the LIA Amount when you are eligible (“Excess Withdrawal”), your LIA Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the excess portion of the withdrawal to the Account Value immediately prior to the Excess Withdrawal. Reductions include the actual amount of the withdrawal, including any CDSC that may apply. Withdrawals of any amount (excluding the Non-Lifetime Withdrawal) up to and including the LIA Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Excess Withdrawals will reduce the Protected Withdrawal Value by the same ratio as the reduction to the LIA Amount. Any withdrawals that are less than or equal to the LIA amount (when eligible) but in excess of the free withdrawal amount available under this Annuity will not incur a CDSC.

Withdrawals are not required. However, subsequent to the first Lifetime Withdrawal, the LIA Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the LIA Amount.

Purchase Payments. If you are eligible for the LIA Amount as described under “Eligibility Requirements for LIA Amount” and you make an additional Purchase Payment, we will increase your LIA Amount by double the amount we add to your Annual Income Amount.

Step Ups. If your Annual Income Amount is stepped up, your LIA Amount will be stepped up to equal double the stepped up Annual Income Amount.

Guarantee Payments. If your Account Value is reduced to zero as a result of cumulative withdrawals that are equal to or less than the LIA Amount when you are eligible, or as a result of the fee that we assess for Highest Daily Lifetime 7 Plus with LIA, and there is still a LIA Amount available, we will make an additional payment for that Annuity Year equal to the remaining LIA Amount. If you have not begun taking Lifetime Withdrawals and your Account Value is reduced to zero as a result of the fee we assess for Highest Daily Lifetime 7 Plus with LIA, we will calculate the Annual Income Amount and any LIA amount if you are eligible, as if you made your first Lifetime Withdrawal on the date the Account Value was reduced to zero and Lifetime Withdrawals will begin on the next Annuity Anniversary. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in these scenarios, the remaining LIA Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the LIA Amount as described in this section. We will make payments until the death of the single designated life. Should the designated life no longer qualify for the LIA amount (as described under

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“Eligibility Requirements for LIA Amount” above), the Annual Income Amount would continue to be available. Subsequent eligibility for the LIA Amount would require the completion of the 120 day elimination period as well as meeting the LIA conditions listed above under “Eligibility Requirements for LIA Amount”. To the extent that cumulative withdrawals in the current Annuity Year that reduce your Account Value to zero are more than the LIA Amount (except in the case of required minimum distributions), Highest Daily Lifetime 7 Plus with LIA terminates, and no additional payments are permitted.

Annuity Options. In addition to the Highest Daily Lifetime 7 Plus Annuity Options described above, after the Tenth Anniversary you may also request that we make annuity payments each year equal to the Annual Income Amount. In any year that you are eligible for the LIA Amount, we make annuity payments equal to the LIA Amount. If you would receive a greater payment by applying your Account Value to receive payments for life under your Annuity, we will pay the greater amount. Annuitization prior to the Tenth Anniversary will forfeit any present or future LIA amounts. We will continue to make payments until the death of the Designated Life. If this option is elected, the Annual Income Amount and LIA Amount will not increase after annuity payments have begun.

If you elect Highest Daily Lifetime 7 Plus with LIA, and never meet the eligibility requirements you will not receive any additional payments based on the LIA Amount.

SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT (SHD7 Plus)

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime 7 Plus benefit.

Spousal Highest Daily Lifetime 7 Plus is the spousal version of Highest Daily Lifetime 7 Plus, and is no longer available for new elections. If you elected Spousal Highest Daily Lifetime 7 Plus and subsequently terminate the benefit, you may elect another available living benefit, subject to our current rules. See “Termination of Existing Benefits and Election New Benefits”. Please note that if you terminate Spousal Highest Daily Lifetime 7 Plus and elect another benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. Spousal Highest Daily Lifetime 7 Plus must have been elected based on two Designated Lives, as described below. The youngest Designated Life must have been at least 50 years old and the oldest Designated Life must have been at least 55 years old when the benefit was elected. Spousal Highest Daily Lifetime 7 Plus is not available if you elected any other optional benefit. As long as your Spousal Highest Daily Lifetime 7 Plus Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of permitted investment options, see the “Investment Options” section in this prospectus.

We previously offered a benefit that guarantees until the later death of two natural persons who are each other’s spouses at the time of election of the benefit and at the first death of one of them (the “Designated Lives”, and each, a “Designated Life”) the ability to withdraw an annual amount (the “Annual Income Amount”) equal to a percentage of an initial principal value (the “Protected Withdrawal Value”) regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the lives of the Designated Lives (“Lifetime Withdrawals”) provided you have not made “excess withdrawals” that have resulted in your Account Value being reduced to zero. We also permit a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Highest Daily Lifetime 7 Plus benefit after the death of the first spouse. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Spousal Highest Daily Lifetime 7 Plus. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Account Value falls to zero, if you take an excess withdrawal that brings your Account Value to zero, it is possible that your Annual Income Amount could also fall to zero. In that scenario, no further amount would be payable under Spousal Highest Daily Lifetime 7 Plus.

Key Feature – Protected Withdrawal Value

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the “Periodic Value” described in the next paragraph.

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The “Periodic Value” initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the “Current Valuation Day”), the Periodic Value is equal to the greater of:

(1)	the Periodic Value for the immediately preceding business day (the “Prior Valuation Day”) appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and
(2)	the Account Value.

If you have not made a Lifetime Withdrawal on or before the 10th, 20th, or 25th Anniversary of the effective date of the benefit, your Periodic Value on the 10th, 20th, or 25th Anniversary of the benefit effective date is equal to the greater of:

(1)	the Periodic Value described above or,
(2)	the sum of (a), (b) and (c) (proportionally reduced for any Non-Lifetime Withdrawal):

(a)	200% (on the 10th anniversary), 400% (on the 20th anniversary) or 600% (on the 25th anniversary) of the Account Value on the effective date of the benefit;
(b)	200% (on the 10th anniversary), 400% (on the 20th anniversary) or 600% (on the 25th anniversary) of all adjusted Purchase Payments made within one year following the effective date of the benefit; and
(c)	All adjusted Purchase Payments made after one year following the effective date of the benefit.

If you elect Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option (“BIO”) (see below), we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary of the effective date of the benefit (“Tenth Anniversary”). This means that under the Spousal Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20th and 25th Anniversary of the Benefit Effective Date.

On and after the date of your first Lifetime Withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent Purchase Payments, is reduced by withdrawals, including your first Lifetime Withdrawal (as described below), and may be increased if you qualify for a step-up (as described below).

Return of Principal Guarantee

If you have not made a Lifetime Withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

a)	your Account Value on the day that you elected Spousal Highest Daily Lifetime 7 Plus proportionally reduced for any Non-Lifetime Withdrawal; and
b)	the sum of each Purchase Payment proportionally reduced for any subsequent Non-Lifetime Withdrawal (including the amount of any associated Credits) you made during the one-year period after you elected the benefit.

If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the AST Investment Grade Bond Sub-account used with this benefit), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. Because the amount is added to your Account Value, it will also be subject to each charge under your Annuity based on Account Value. This potential addition to Account Value is available only if you have elected Spousal Highest Daily Lifetime 7 Plus and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal, including a required minimum distribution, (other than a Non-Lifetime Withdrawal) prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee. The Return of Principal Guarantee is referred to as the Guaranteed Minimum Account Value Credit in the benefit rider.

Key Feature – Annual Income Amount under the Spousal Highest Daily Lifetime 7 Plus Benefit

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the youngest Designated Life on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 50 – less

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than 59 1/2, 5% for ages 59 1/2-79, 6% for ages 80 to 84, 7% for ages 85 to 89, and 8% for ages 90 and older. We use the age of the youngest Designated Life even if that Designated Life is no longer a participant under the Annuity due to death or divorce.

Under the Spousal Highest Daily Lifetime 7 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount for any Annuity Year (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions are based on the actual amount of the withdrawal, including any CDSC that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.

You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.

Any Purchase Payment that you make subsequent to the election of Spousal Highest Daily Lifetime 7 Plus will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credit) based on the age of the younger Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 50 – less than 59 1/2, 5% for ages 59 1/2-79, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older), and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credit).

If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime 7 Plus benefit.

Highest Daily Auto Step-Up

An automatic step-up feature (“Highest Daily Auto Step-Up”) is part of this benefit. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Step-Up starts with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the youngest Designated Life on the Annuity Anniversary as of which the step-up would occur. The percentages are 4% for ages 50 – less than 59 1/2, 5% for ages 59 1/2-79, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary by performing a similar examination of the Account Values that occurred on Valuation Days during the year. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime 7 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime 7 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

If you establish a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.

The Spousal Highest Daily Lifetime 7 Plus benefit does not affect your ability to make withdrawals under your Annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime 7 Plus, if your

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cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.

Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime 7 Plus benefit or any other fees and charges. Assume the following for all three examples:

■	The Issue Date is December 1, 2008
■	The Spousal Highest Daily Lifetime 7 Plus benefit is elected on March 5, 2009
■	The younger Designated Life was 70 years old when he/she elected the Spousal Highest Daily Lifetime 7 Plus benefit.

Example of dollar-for-dollar reductions

On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the youngest designated life is between the ages of 59  1/2 and 79 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

Example of proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 – reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

Here is the calculation:

Account Value before Lifetime Withdrawal	$118,000.00
Less amount of “non” excess withdrawal	$3,500.00
Account Value immediately before excess withdrawal of $1,500	$114,500.00
Excess withdrawal amount	$1,500.00
Divided by Account Value immediately before excess withdrawal	$114,500.00
Ratio	1.31%
Annual Income Amount	$6,000.00
Less ratio of 1.31%	$78.60
Annual Income Amount for future Annuity Years	$5,921.40

Example of Highest Daily Auto Step-Up

On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the youngest Designated Life’s age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional Purchase Payments (including the amount of any associated Credits).

Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the youngest Designated Life is between 59 1/2 and 79 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and Purchase Payments (including credits), is higher than $5921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

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Date*	Account value	Highest Daily Value (adjusted with withdrawal and purchase payments)**	Adjusted Annual Income) Amount (5% of the Highest Daily Value)
November 25, 2009	$119,000.00	$119,000.00	$5,950.00
November 26, 2009		Thanksgiving Day
November 27, 2009	$113,000.00	$113,986.95	$5,699.35
November 30, 2009	$113,000.00	$113,986.95	$5,699.35
December 01, 2009	$119,000.00	$119,000.00	$5,950.00

*	In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.
**	In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
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The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.

■

This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.

■

The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year’s Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.

Non-Lifetime Withdrawal Feature

You may take a one-time non-lifetime withdrawal (“Non-Lifetime Withdrawal”) under Spousal Highest Daily Lifetime 7 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity’s Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see “Access to Account Value – Can I Surrender My Annuity for Its Value?”). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Spousal Highest Daily Lifetime 7 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Spousal Highest Daily Lifetime 7 Plus benefit. If you don’t elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value and the Return of Principal guarantee. It will also proportionally reduce the Periodic Value guarantees on the tenth, twentieth and twenty-fifth anniversaries of the benefit effective date (see description in “Key Feature – Protected Withdrawal Value,” above). It will reduce all three by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the time of the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.

Example – Non-Lifetime Withdrawal (proportional reduction)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

Assume the following:

■	The Issue Date is December 1, 2008
■	The Spousal Highest Daily Lifetime 7 Plus benefit is elected on March 5, 2009
■	The Account Value at benefit election was $105,000
■	The younger Designated Life was 70 years old when he/she elected the Spousal Highest Daily Lifetime 7 Plus benefit.
■	No previous withdrawals have been taken under the Spousal Highest Daily Lifetime 7 Plus benefit.

On May 2, 2009, the Protected Withdrawal Value is $125,000, the 10th benefit year minimum Periodic Value guarantee is $210,000, the 10th benefit year Return of Principal guarantee is $105,000, the 20th benefit year minimum Periodic Value guarantee is $420,000, the 25th benefit year minimum Periodic Value guarantee is $630,000 and the Account Value is $120,000. Assuming $15,000 is

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withdrawn from the Annuity on May 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Spousal Highest Daily Lifetime 7 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

Here is the calculation:

Withdrawal Amount divided by	$15,000
Account Value before withdrawal	$120,000
Equals ratio	12.5%
All guarantees will be reduced by the above ratio (12.5%)
Protected Withdrawal Value	$109,375
10th benefit year Return of Principal	$91,875
10th benefit year Minimum Periodic Value	$183,750
20th benefit year Minimum Periodic Value	$367,500
25th benefit year Minimum Periodic Value	$551,250

Required Minimum Distributions

Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Any withdrawal you take that exceeds the Annual Income Amount in Annuity Years that your required minimum distribution amount is not greater than the Annual Income Amount will be treated as an Excess Withdrawal under the benefit. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered an excess withdrawal. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar for dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as an excess withdrawal.

Example – Required Minimum Distributions

The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.

Annual Income Amount = $5,000

Remaining Annual Income Amount = $3,000

Required Minimum Distribution = $6,000

The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000. ($3,000 + ($6,000 – $5,000) = $4,000).

If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all guarantees associated with the Spousal Highest Daily Lifetime 7 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000) without being treated as an Excess Withdrawal is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.

Benefits Under Spousal Highest Daily Lifetime 7 Plus

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To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are equal to or less than the Annual Income Amount or as a result of the fee that we assess for Spousal Highest Daily Lifetime 7 Plus, and amounts are still payable under Spousal Highest Daily Lifetime 7 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. If you have not begun taking Lifetime Withdrawals and your Account Value is reduced to zero as a result of the fee we assess for Spousal Highest Daily Lifetime 7 Plus, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the Account Value was reduced to zero and Lifetime Withdrawals will begin on the next Annuity Anniversary. If this were to occur,

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you are not permitted to make additional purchase payments to your Annuity. Thus, in these scenarios, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Highest Daily Lifetime 7 Plus benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution under the Annuity the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the second Designated Life provided the Designated lives were spouses at the death of the first Designated Life.

■

If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any Annuity option available; or
(2)	request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. If, due to death of a Designated Life or divorce prior to annuitization, only a single Designated Life remains, then Annuity payments will be made as a life annuity for the lifetime of the Designated Life. We must receive your request in a form acceptable to us at our office.

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In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

(1)	the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and
(2)	the Account Value.

■	If no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.
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Please note that payments that we make under this benefit after the Annuity Anniversary coinciding with or next following the older of the owner or Annuitant’s 95th birthday will be treated as annuity payments.

Other Important Considerations

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Withdrawals under the Spousal Highest Daily Lifetime 7 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount.

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Withdrawals made while the Spousal Highest Daily Lifetime 7 Plus benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro-rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA Fixed Rate Options (if you are participating in the 6 or 12 Month DCA Program). Withdrawals from the DCA Fixed Rate Options will be taken on a last-in, first-out basis.

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You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Highest Daily Lifetime 7 Plus benefit. The Spousal Highest Daily Lifetime 7 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to program rules regarding the timing and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

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You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

■	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.
■	Upon inception of the benefit and to maintain the benefit, 100% of your Account Value must have been allocated to the Permitted Sub-accounts.
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You cannot allocate Purchase Payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (as described below) if you elected this benefit. A summary description of the AST Investment Grade Bond Portfolio appears in the prospectus section entitled “What Are The Investment Objectives and Policies of The Portfolios?”. You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

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You can make withdrawals from your Annuity without purchasing the Spousal Highest Daily Lifetime 7 Plus benefit. The Spousal Highest Daily Lifetime 7 Plus benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

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Transfers to and from the elected Sub-accounts and the AST Investment Grade Bond Portfolio Sub-account triggered by the Spousal Highest Daily Lifetime 7 Plus pre-determined mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

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You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Spousal Highest Daily Lifetime 7 Plus benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfers of Account Value and allocation of additional purchase payments may be subject to new investment limitations.

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The maximum fee for Spousal Highest Daily Lifetime 7 Plus is 1.50% annually of the greater of Account Value and the Protected Withdrawal Value. The current fee for Spousal Highest Daily Lifetime 7 Plus is 0.90% annually of the greater of Account Value and the Protected Withdrawal Value. We deduct this fee on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.225% of the greater of the prior day’s Account Value, or the prior day’s Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Sub-account, and the DCA Fixed Rate Option (if applicable). Since this fee is based on the greater of the Account Value and the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime 7 Plus may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the Account Value, we will reduce the Account Value to zero, and continue the benefit as described above. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

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The Basic Death Benefit will terminate if withdrawals taken under Spousal Highest Daily Lifetime 7 Plus cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under Spousal Highest Daily Lifetime 7 Plus cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

Election of and Designations Under the Benefit

We no longer permit new elections of Spousal Highest Daily Lifetime 7 Plus. Spousal Highest Daily Lifetime 7 Plus could only be elected based on two Designated Lives. Designated Lives must be natural persons who are each other’s spouses at the time of election of the benefit and at the death of the first of the Designated Lives to die. Spousal Highest Daily Lifetime 7 Plus only could be elected where the Owner, Annuitant, and Beneficiary designations are as follows:

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One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner’s spouse. The youngest Owner/Annuitant and the beneficiary must be at least 50 years old and the oldest must be at least 55 years old at the time of election; or

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Co-Annuity Owners, where the Owners are each other’s spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. The youngest Owner must be at least 50 years old and the oldest owner must be at least 55 years old at the time of election; or

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One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) (“Custodial Account”), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. The youngest of the Annuitant and the Contingent Annuitant must be at least 50 years old and the oldest must be at least 55 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows: (a) if one Owner dies and the surviving spousal Owner assumes the Annuity, or (b) if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary designations under this benefit. If the Designated Lives divorce, however, the Spousal Highest Daily Lifetime 7 Plus benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new Designated Life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

Spousal Highest Daily Lifetime 7 Plus could have been elected at the time that you purchased your Annuity or after the Issue Date, subject to our eligibility rules and restrictions. See “Termination of Existing Benefits and Election of New Benefits” above for information pertaining to elections, termination and re-election of benefits. Please note that if you terminate a living benefit and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. We reserve the right to waive, change and/or further limit the election frequency in the future.

Termination of the Benefit

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically

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terminates: (i) if upon the death of the first Designated Life, the surviving Designated Life opts to take the death benefit under the Annuity (thus, the benefit does not terminate solely because of the death of the first Designated Life), (ii) upon the death of the second Designated Life, (iii) upon your termination of the benefit, (iv) upon your surrender of the Annuity, (v) upon your election to begin receiving annuity payments (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount), (vi) if both the Account Value and Annual Income Amount equal zero, or (vii) if you cease to meet our requirements as described in “Election of and Designations under the Benefit”.

Upon termination of Spousal Highest Daily Lifetime 7 Plus other than upon death of a Designated Life, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account (as defined below) to your variable investment options based on your existing allocation instructions or (in the absence of such instruction) pro rata (i.e. in the same proportion as the current balances in your variable investment options).

How Spousal Highest Daily Lifetime 7 Plus Transfers Account Value between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account

See “How Highest Daily Lifetime 7 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account” in this Prospectus for information regarding this component of the benefit.

Additional Tax Considerations

If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts. Please note that any withdrawal (except the Non-Lifetime Withdrawal) you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under “Key Feature – Protected Withdrawal Value”.

As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Spousal Highest Daily Lifetime 7 Plus through a non-qualified annuity, as with all withdrawals, once all Purchase Payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note all Non-lifetime Withdrawal provisions will apply.

Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income OptionSM

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option.

We previously offered an optional death benefit feature under Spousal Highest Daily Lifetime 7 Plus, the amount of which is linked to your Annual Income Amount. We refer to this optional death benefit as the Beneficiary Income Option or BIO. Spousal Highest Daily Lifetime 7 Plus with BIO is no longer available for new elections. You could choose Spousal Highest Daily Lifetime 7 Plus with or without also selecting the Beneficiary Income Option death benefit. However, you could not elect the Beneficiary Income Option without Spousal Highest Daily Lifetime 7 Plus and you could elect the Beneficiary Income Option death benefit at the time you elect Spousal Highest Daily Lifetime 7 Plus. Please note that if you terminate Spousal Highest Daily Lifetime 7 Plus with BIO and elect any available living benefit you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. As long as your Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit.

If you elected the Beneficiary Income Option death benefit, you could not elect any other optional benefit. You could elect the Beneficiary Income Option death benefit so long as each Designated Life is no older than age 75 at the time of election and the Spousal Highest Daily Lifetime 7 Plus age requirements are met. This death benefit is not transferable in the event of a divorce, nor may the benefit be split in accordance with any divorce proceedings or similar instrument of separation. If you choose the Spousal Highest Daily Lifetime 7 Plus with BIO, the maximum charge is 2.00% of the greater of Account Value and the Protected Withdrawal Value (“PWV”) annually. The current charge is 1.10% annually of the greater of Account Value and the PWV. We deduct this charge on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next

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Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.275% of the greater of the prior day’s Account Value or the prior day’s Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts, including the AST Investment Grade Bond Sub-account, and from the DCA Fixed Rate Option (if applicable). Because the fee for this benefit is based on the greater of the Account Value or the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime 7 Plus with the Beneficiary Income Option may be greater than it would have been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described below.

For purposes of this optional death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Spousal Highest Daily Lifetime 7 Plus itself. However, we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary Date. This means that under the Spousal Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20th and 25th Anniversary of the Benefit Effective Date. Upon the first death of a Designated Life, no amount is payable under the Beneficiary Income Option death benefit. Upon the second death of a Designated Life, we identify the following amounts: (a) the amount of the basic death benefit under the Annuity, (b) the Protected Withdrawal Value (less any credits associated with Purchase Payments applied within 12 months prior to the date of death), and (c) the Annual Income Amount. If there were no Lifetime Withdrawals prior to the date of death of the second Designated Life, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death of the second Designated Life, and we calculate the Annual Income Amount as if there were a Lifetime Withdrawal on the date of death of the second Designated Life. If there were Lifetime Withdrawals prior to the date of death of the second Designated Life, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.

If there is one beneficiary, he/she must choose to receive either the basic death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of annual payments of the Annual Income Amount – such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Thus, each beneficiary can choose to take his/her portion of either (a) the basic Death Benefit, or (b) the Beneficiary Income Option death benefit. If chosen, for qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than December 31st of the year following the annuity owner’s date of death. For non-qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than one year after the owner’s date of death. In order to receive the Beneficiary Income Option Death Benefit, each beneficiary’s share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary’s death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.

Here is an example to illustrate how the death benefit may be paid:

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Assume that (i) the basic death benefit is $50,000, the Protected Withdrawal Value is $100,000, and the Annual Income Amount is $5,000; (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.

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Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value). The pro-rated portion of the Annual Income Amount equal to $3,750 (i.e., the first beneficiary’s 75% share multiplied by $5,000) is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary’s 75% share of the $100,000 Protected Withdrawal Value). The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).

If you elect to terminate Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option, both Spousal Highest Daily Lifetime 7 Plus and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the “Election of and Designations under the Benefit” section.

HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT (HD 6 Plus)

Effective September 14, 2012, Highest Daily Lifetime 6 Plus is no longer available for new elections and we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 6 Plus benefit.

We offer a benefit that guarantees until the death of the single designated life (the Annuitant) the ability to withdraw an annual amount (the “Annual Income Amount”) equal to a percentage of an initial value (the “Protected Withdrawal Value”) regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life (“Lifetime Withdrawals”), provided that you have not made withdrawals of excess income that have resulted in your Account Value being reduced to zero. We also permit you to make a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. Highest

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Daily Lifetime 6 Plus may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to take withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Highest Daily Lifetime 6 Plus is the mathematical formula we employ that may periodically transfer your Account Value to and from the AST Investment Grade Bond Sub-account. See the section below entitled “How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account.” Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

The income benefit under Highest Daily Lifetime 6 Plus currently is based on a single “designated life” who is at least 45 years old on the date that the benefit is acquired. The Highest Daily Lifetime 6 Plus Benefit is not available if you elect any other optional living benefit or the Highest Daily Value death benefit. As long as your Highest Daily Lifetime 6 Plus Benefit is in effect, you must allocate your Account Value in accordance with the permitted Sub-accounts and other investment option(s) available with this benefit. For a more detailed description of the permitted investment options, see the “Investment Options” section.

Highest Daily Lifetime 6 Plus also provides for a Death Benefit generally equal to three times your Annual Income Amount. The Death Benefit is not payable if your Account Value is reduced to zero as a result of withdrawals or if annuity payments are being made at the time of the decedent’s death. See Death Benefit Component of Highest Daily Lifetime 6 Plus, below.

Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Account Value falls to zero, if you take withdrawals of excess income that bring your Account Value to zero, your Annual Income Amount would also fall to zero, and the benefit would terminate. In that scenario, no further amount, including the Death Benefit described below, would be payable under the Highest Daily Lifetime 6 Plus benefit.

You may also participate in the 6 or 12 Month Dollar Cost Averaging Program if you elect Highest Daily Lifetime 6 Plus for Annuities issued on or after May 1, 2009, subject to the 6 or 12 Month DCA Program’s rules, and subject to State approvals. The 6 or 12 Month DCA Program is not available in certain states.

Currently, if you elect Highest Daily Lifetime 6 Plus and subsequently terminate the benefit, you may elect another living benefit, subject to our current rules. See “Election of and Designations under the Benefit” below and “Termination of Existing Benefits and Election of New Benefits” for details. Please note that if you terminate Highest Daily Lifetime 6 Plus and elect another living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active.

Key Feature – Protected Withdrawal Value

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter, until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the “Periodic Value” described in the next paragraphs.

The “Periodic Value” initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the “Current Valuation Day”), the Periodic Value is equal to the greater of:

(1)	the Periodic Value for the immediately preceding business day (the “Prior Valuation Day”) appreciated at the daily equivalent of 6% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any purchase payment (including any associated purchase Credits) made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and
(2)	the Account Value on the current Valuation Day.

If you have not made a Lifetime Withdrawal on or before the 10th or 20th Anniversary of the effective date of the benefit, your Periodic Value on the 10th or 20th Anniversary of the benefit effective date is equal to the greater of:

(1)	the Periodic Value described above or,
(2)	the sum of (a), (b) and (c) below (proportionally reduced for any Non-Lifetime Withdrawals):

(a)

200% (on the 10th anniversary) or 400% (on the 20th anniversary) of the Account Value on the effective date of the benefit including any purchase payments (including any associated purchase Credits) made on that day;

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(b)

200% (on the 10th anniversary) or 400% (on the 20th anniversary) of all purchase payments (including any associated purchase Credits) made within one year following the effective date of the benefit; and

(c)	all purchase payments (including any associated purchase Credits) made after one year following the effective date of the benefit.

Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Account Value upon any step-up, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals (see below).

Key Feature – Annual Income Amount under the Highest Daily Lifetime 6 Plus Benefit

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the Annuitant on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 45 – less than 59 1/2; 5% for ages 59 1/2-79, and 6% for ages 80 or older. Under the Highest Daily Lifetime 6 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). If you take withdrawals of Excess Income, only the portion of the Lifetime Withdrawal that exceeds the remaining Annual Income Amount will proportionally reduce your Protected Withdrawal Value and Annual Income Amount in future years. Reductions are based on the actual amount of the withdrawal, including any Contingent Deferred Sales Charge (CDSC) that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.

You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.

Any purchase payment that you make subsequent to the election of Highest Daily Lifetime 6 Plus and subsequent to the first Lifetime Withdrawal will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the purchase payment (including any associated purchase Credits) based on the age of the Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 45 – less than 59 1/2; 5% for ages 59 1/2-79 and 6% for ages 80 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including any associated purchase Credits).

If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, Highest Daily Lifetime 6 Plus is no longer available for new elections and we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 6 Plus benefit.

Highest Daily Auto Step-Up

An automatic step-up feature (“Highest Daily Auto Step-Up”) is part of Highest Daily Lifetime 6 Plus. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Auto Step-Up starts with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are: 4% for ages 45 – less than 59 1/2; 5% for ages 59 1/2-79, and 6% for ages 80 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. All daily valuations and annual step-ups will only occur on a Valuation Day. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should

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occur on each Annuity Anniversary, by performing a similar examination of the Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime 6 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime 6 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

If you are engaged in a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.

The Highest Daily Lifetime 6 Plus benefit does not affect your ability to take withdrawals under your Annuity, or limit your ability to take withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime 6 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years.

Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime 6 Plus benefit or any other fees and charges under the Annuity. Assume the following for all three examples:

■	The Issue Date is December 1, 2008
■	The Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009
■	The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime 6 Plus benefit.

Example of dollar-for-dollar reductions

On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the designated life is between the ages of 59 1/2 and 79 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

Example of proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 – reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

Here is the calculation:

Account Value before Lifetime Withdrawal	$118,000.00
Less amount of “non” excess withdrawal	$3,500.00
Account Value immediately before excess withdrawal of $1,500	$114,500.00
Excess withdrawal amount	$1,500.00
Divided by Account Value immediately before excess withdrawal	$114,500.00
Ratio	1.31%
Annual Income Amount	$6,000.00
Less ratio of 1.31%	$78.60
Annual Income Amount for future Annuity Years	$5,921.40

Example of Highest Daily Auto Step-Up

On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant’s age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in

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subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (including any associated purchase Credits).

Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the designated life is between 59 1/2 and 79 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments (including any associated purchase Credits), is higher than $5,921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

Date*	Account value	Highest Daily Value (adjusted with withdrawal and purchase payments)**	Adjusted Annual Income Amount (5% of the Highest Daily Value)
November 25, 2009	$119,000.00	$119,000.00	$5,950.00
November 26, 2009		Thanksgiving Day
November 27, 2009	$113,000.00	$113,986.95	$5,699.35
November 30, 2009	$113,000.00	$113,986.95	$5,699.35
December 01, 2009	$119,000.00	$119,000.00	$5,950.00

*	In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.
**	In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
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The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.

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This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.

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The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year’s Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.

Non-Lifetime Withdrawal Feature

You may take a one-time non-lifetime withdrawal (“Non-Lifetime Withdrawal”) under Highest Daily Lifetime 6 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity’s Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see “Access to Account Value – Can I Surrender My Annuity for Its Value?”). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Highest Daily Lifetime 6 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Highest Daily Lifetime 6 Plus benefit. If you don’t elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect to take the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.

The Non-Lifetime Withdrawal will proportionally reduce: the Protected Withdrawal Value; the Periodic Value guarantees on the tenth and twentieth anniversaries of the benefit effective date (described above); and the Death Benefit (described below). It will reduce all three by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.

Example – Non-Lifetime Withdrawal (proportional reduction)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

Assume the following:

■	The Issue Date is December 1, 2008

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■	The Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009
■	The Account Value at benefit election was $105,000
■	The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime 6 Plus benefit
■	No previous withdrawals have been taken under the Highest Daily Lifetime 6 Plus benefit

On October 2, 2009, the Protected Withdrawal Value is $125,000, the 10th benefit year minimum Periodic Value guarantee is $210,000, and the 20th benefit year minimum Periodic Value guarantee is $420,000, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on October 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Highest Daily Lifetime 6 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

Here is the calculation:

Withdrawal amount divided by	$15,000
Account Value before withdrawal	$120,000
Equals ratio	12.5%
All guarantees will be reduced by the above ratio (12.5%)
Protected Withdrawal Value	$109,375
10th benefit year Minimum Periodic Value	$183,750
20th benefit year Minimum Periodic Value	$367,500

Required Minimum Distributions

Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Unless designated as a Non-Lifetime Withdrawal, required minimum distributions are considered Lifetime Withdrawals. If you take a withdrawal in an Annuity Year in which your required minimum distribution for that year is not greater than the Annual Income Amount, and the amount of the withdrawal exceeds the Annual Income Amount for that year, we will treat the withdrawal as a withdrawal of Excess Income. Such a withdrawal of Excess Income will reduce the Annual Income Amount available in future years. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered a withdrawal of Excess Income. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar by dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as a withdrawal of Excess Income.

In any year in which the requirement to take required minimum distributions is suspended by law, we reserve the right, in our sole discretion and regardless of any position taken on this issue in a prior year, to treat any amount that would have been considered as a required minimum distribution if not for the suspension as eligible for treatment as described herein.

Example – Required Minimum Distributions

The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.

Annual Income Amount = $5,000

Remaining Annual Income Amount = $3,000

Required Minimum Distribution = $6,000

The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000: ($3,000 + ($6,000 – $5,000) = $4,000).

If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all of the guarantees associated with the Highest Daily Lifetime 6 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you stop taking withdrawals in the current Annuity Year and

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choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000), without being treated as a withdrawal of Excess Income is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.

Death Benefit Component of Highest Daily Lifetime 6 Plus

If you elect Highest Daily Lifetime 6 Plus, we include a death benefit (Death Benefit), at no additional cost that is linked to the Annual Income Amount under the benefit. If a death benefit is triggered and you currently own Highest Daily Lifetime 6 Plus, then your Death Benefit will be equal to the greatest of:

■	the basic death benefit under the Annuity; and
■	the amount of any optional death benefit you may have elected and remains in effect; and
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(a) if no Lifetime Withdrawal had been taken prior to death, 300% of the Annual Income Amount that would have been determined on the date of death if a Lifetime Withdrawal had occurred on that date, or (b) if a Lifetime Withdrawal had been taken prior to death, 300% of the Annual Income Amount as of our receipt of due proof of death. Under this component of the Death Benefit, we will not recapture the amount of any purchase Credit applied to an Annuity granted within 12 months prior to death.

Please note that the Death Benefit under Highest Daily Lifetime 6 Plus is not payable if your Account Value is reduced to zero as a result of withdrawals or if annuity payments are being made at the time of the decedent’s death. This Death Benefit may not be available in all States.

Benefits Under Highest Daily Lifetime 6 Plus

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To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Highest Daily Lifetime 6 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. If this occurs, you will not be permitted to make additional Purchase Payments to your Annuity. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Highest Daily Lifetime 6 Plus benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution (as described above) under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the designated life. Please note if your Account Value is reduced to zero as result of withdrawals, the Death Benefit (described above under “Death Benefit Component of Highest Daily Lifetime 6 Plus”) will also be reduced to zero and the Death Benefit will not be payable.

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Please note that if your Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the first day of the calendar month coinciding with or next following the annuitant’s 95th birthday will be treated as annuity payments.

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If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any annuity option available; or
(2)	request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. If this option is elected, the Annual Income Amount will not increase after annuity payments have begun. We will make payments until the death of the single designated life. We must receive your request in a form acceptable to us at our office.

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In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

(1)	the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and
(2)	the Account Value.

If no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.

Please note that a Death Benefit (as described above) is not payable if annuity payments are being made at the time of the decedent’s death.

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Other Important Considerations

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Withdrawals under the Highest Daily Lifetime 6 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount. If you have an active Systematic Withdrawal program running at the time you elect this benefit, the first Systematic Withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal.

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Withdrawals made while the Highest Daily Lifetime 6 Plus Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro-rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA Fixed Rate Options (if you are participating in the 6 or 12 Month DCA Program). Withdrawals from the DCA Fixed Rate Options will be taken on a last-in, first-out basis.

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You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime 6 Plus benefit. The Highest Daily Lifetime 6 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to our rules regarding time and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of withdrawals.

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You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

■	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.
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You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears within the prospectus section entitled “What Are The Investment Objectives and Policies of The Portfolios?”. You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

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Transfers to and from the Sub-accounts, the DCA Fixed Rate Options, and the AST Investment Grade Bond Sub-account triggered by the Highest Daily Lifetime 6 Plus mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

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Upon inception of the benefit and to maintain the benefit, 100% of your Account Value must be allocated to the Permitted Sub-accounts (or any DCA Fixed Rate Options if you elect the 6 or 12 Month DCA Program). If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, the new requirements will apply only to new elections of the benefit, and we will not compel you to reallocate your Account Value in accordance with our newly adopted requirements. However, you may be required to reallocate due to the merger of a Portfolio or the closing of a Portfolio. At the time of any change in requirements, and as applicable only to new elections of the benefit, transfer of Account Value and allocation of additional purchase payments may be subject to new investment limitations.

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If you elect this benefit and in connection with that election, you are required to reallocate to different Sub-accounts, then on the Valuation Day we receive your request in good order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in the Sub-accounts that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

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The Basic Death Benefit will terminate if withdrawals taken under Highest Daily Lifetime 6 Plus cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under Highest Daily Lifetime 6 Plus cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

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The maximum charge for Highest Daily Lifetime 6 Plus is 1.50% annually of the greater of the Account Value and Protected Withdrawal Value. The current charge is 0.85% annually of the greater of the Account Value and Protected Withdrawal Value. We deduct this charge on quarterly anniversaries of the benefit effective date. Thus, we deduct, on a quarterly basis 0.2125% of the greater of the prior Valuation Day’s Account Value and the prior Valuation Day’s Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account, and the DCA Fixed Rate Options (if applicable). Since this fee is based on the greater of the Account Value and Protected Withdrawal Value, the fee for Highest Daily Lifetime 6 Plus may be greater than it would have been, had it been based on the Account Value alone. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments. The following example is hypothetical and is for illustrative purposes only.

Assuming a benefit effective date of September 1, 2009 (which means that quarterly benefit anniversaries are: December 1, March 1, June 1, and September 1). Assume the Protected Withdrawal Value as of November 30, 2009 (prior Valuation Day’s Protected Withdrawal Value) = $200,000.00 and the Account Value as of November 30, 2009 (prior Valuation Day’s Account Value) = $195,000.00. The first benefit charge date would be December 1, 2009 and the benefit charge amount would be $425.00 ($200,000 × .2125%).

If the deduction of the charge would result in the Account Value falling below the lesser of $500 or 5% of the sum of the Account Value on the effective date of the benefit plus all purchase payments made subsequent thereto (and any associated purchase Credits)

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(we refer to this as the “Account Value Floor”), we will only deduct that portion of the charge that would not cause the Account Value to fall below the Account Value Floor. If the entire Account Value is less than the Account Value Floor when we would deduct a charge for the benefit, then no charge will be assessed for that benefit quarter. If a charge for the Highest Daily Lifetime 6 Plus benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Account Value to zero, withdrawals may reduce the Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit and the Death Benefit (described above) will not be payable.

Election of and Designations Under the Benefit

For Highest Daily Lifetime 6 Plus, there must be either a single Owner who is the same as the Annuitant, or if the Annuity is entity owned, there must be a single natural person Annuitant. In either case, the Annuitant must be at least 45 years old.

Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime 6 Plus. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime 6 Plus, except if (a) the new Owner has the same taxpayer identification number as the previous owner, (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or (c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines.

Highest Daily Lifetime 6 Plus can be elected at the time that you purchase your Annuity or after the Issue Date, subject to availability, and our eligibility rules and restrictions. If you elect Highest Daily Lifetime 6 Plus and terminate it, you can re-elect it or elect any other living benefit, subject to our current rules and availability. Additionally, if you currently own an Annuity with a living benefit that is terminable, you may terminate your existing benefit rider and elect any available benefits subject to our current rules. See “Termination of Existing Benefits and Election of New Benefits” in the prospectus for information pertaining to elections, termination and re-election of benefits. Please note that if you terminate a living benefit and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. You and your financial professional should carefully consider whether terminating your existing benefit and electing a new benefit is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future.

Termination of the Benefit

You may terminate Highest Daily Lifetime 6 Plus at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates: (i) upon your termination of the benefit, (ii) upon your surrender of the Annuity, (iii) upon your election to begin receiving annuity payments (although if you have elected to receive the Annual Income Amount in the form of annuity payments, we will continue to pay the Annual Income Amount), (iv) upon our receipt of due proof of the death of the Annuitant (except insofar as paying the Death Benefit associated with this benefit), (v) if both the Account Value and Annual Income Amount equal zero, or (vi) if you cease to meet our requirements as described in “Election of and Designations under the Benefit” above.

Upon termination of Highest Daily Lifetime 6 Plus other than upon the death of the Annuitant or annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. This final charge will be deducted even if it results in the Account Value falling below the Account Value Floor. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts (including any amounts in the DCA Fixed Rate Options), and (ii) unless you are participating in an asset allocation program (i.e., Custom Portfolios Program (we may have referred to the “Custom Portfolios Program” as the “Optional Allocation and Rebalancing Program” in other materials), Automatic Rebalancing Program, or 6 or 12 Month DCA Program for which we are providing administrative support), transfer all amounts held in the AST Investment Grade Bond Sub-account to your variable investment options, pro rata (i.e. in the same proportion as the current balances in your variable investment options). If, prior to the transfer from the AST Investment Grade Bond Sub-account, the Account Value in the variable investment options is zero, we will transfer such amounts according to your most recent allocation instructions.

If a surviving spouse elects to continue the Annuity, the Highest Daily Lifetime 6 Plus benefit terminates. The spouse may elect the benefit subject to the restrictions discussed above.

How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account

As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you elect Highest Daily Lifetime 6 Plus. For purposes of this benefit, we refer to those permitted investment options as the “Permitted Sub-accounts”. Because these restrictions and the use of the predetermined mathematical formula lessen the risk that your Account Value will be reduced to zero while you are still alive, they also reduce the likelihood that we will make any lifetime income payments under this benefit. They may also limit your upside potential for growth. If your Annuity was issued on or after May 1, 2009 (subject to regulatory approval), you may also choose to allocate purchase payments while this program is in effect to DCA Fixed Rate Options utilized with our 6 or 12 Month Dollar Cost Averaging Program (“6 or 12 Month DCA Program”). If you are participating in Highest Daily Lifetime 6 Plus and also are participating in the 6 or 12 Month DCA Program, and the formula under the benefit dictates a transfer from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account (the “Bond Sub-account”), then the amount to be transferred will be

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taken entirely from the Sub-accounts, provided there is sufficient Account Value in those Sub-accounts to meet the required transfer amount. Only if there is insufficient Account Value in those Sub-accounts will an amount be withdrawn from the DCA Fixed Rate Options. Amounts withdrawn from the DCA Fixed Rate Options under the formula will be taken on a last-in, first-out basis. For purposes of the discussion below concerning transfers from the Permitted Sub-accounts to the Bond Sub-account, amounts held within the DCA Fixed Rate Options are included within the term “Permitted Sub-Accounts”. Thus, amounts may be transferred from the DCA Fixed Rate Options in the circumstances described above and in the section of the prospectus entitled 6 or 12 Month Dollar Cost Averaging Program. Any transfer dictated by the formula out of the Bond Sub-account will only be transferred to the Permitted Sub-accounts, not the DCA Fixed Rate Options.

An integral part of Highest Daily Lifetime 6 Plus (including Highest Daily Lifetime 6 Plus with LIA and Spousal Highest Daily Lifetime 6 Plus) is the predetermined mathematical formula used to transfer Account Value between the Permitted Sub-accounts and the Bond Sub-account. This predetermined mathematical formula (“formula”) runs each Valuation Day that the benefit is in effect on your Annuity and, as a result, transfers of Account Value between the Permitted Sub-accounts and the Bond Sub-account can occur on any Valuation Day subject to the conditions described below. Only the predetermined mathematical formula can transfer Account Value to and from the Bond Sub-account, and thus you may not allocate Purchase Payments to or make transfers to or from the Bond Sub-account. We are not providing you with investment advice through the use of the formula. The formula by which the transfer operates is designed primarily to mitigate some of the financial risks that we incur in providing the guarantee under Highest Daily Lifetime 6 Plus. The formula is not forward looking and contains no predictive or projective component with respect to the markets, the Account Value or the Protected Withdrawal Value. The formula is set forth in Appendix I.

Generally, the formula, which is applied each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. This amount may be different than the actual Annual Income Amount currently guaranteed under your benefit. Then it produces an estimate of the total amount targeted in the formula, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the “Target Value” or “L”. If you have already made a Lifetime Withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent Purchase Payments (including any associated Purchase Credits), and any withdrawals of Excess Income. Next, the formula subtracts from the Target Value the amount held within the Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts including any amounts allocated to DCA Fixed Rate Options. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the Bond Sub-account, is called the “Target Ratio” or “r”. If, on each of three consecutive Valuation Days, the Target Ratio is greater than 83% but less than or equal to 84.5%, the formula will, on such third Valuation Day, make a transfer from the Permitted Sub-accounts in which you are invested (subject to the 90% cap discussed below) to the Bond Sub-account. As discussed above, if all or a portion of your Account Value is allocated to one or more DCA Fixed Rate Options at the time a transfer to the Bond Sub-account is required under the formula, we will first look to process the transfer from the Permitted Sub-accounts, other than the DCA Fixed Rate Options. If the amount allocated to the Permitted Sub-accounts is insufficient to satisfy the transfer, then any remaining amounts will be transferred from the DCA Fixed Rate Options on a “last-in, first-out” basis. Once a transfer is made, the Target Ratio must again be greater than 83% but less than or equal to 84.5% for three consecutive Valuation Days before a subsequent transfer to the Bond Sub-account will occur. If, however, on any Valuation Day, the Target Ratio is above 84.5%, the formula will make a transfer from the Permitted Sub-accounts (subject to the 90% cap) to the Bond Sub-account (as described above). If the Target Ratio falls below 78% on any Valuation Day, then a transfer from the Bond Sub-account to the Permitted Sub-accounts (excluding the DCA Fixed Rate Options) will occur.

The formula will not execute a transfer to the Bond Sub-account that results in more than 90% of your Account Value being allocated to the Bond Sub-account (“90% cap”) on that Valuation Day. Thus, on any Valuation Day, if the formula would require a transfer to the Bond Sub-account that would result in more than 90% of the Account Value being allocated to the Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the Bond Sub-account will be transferred. Additionally, future transfers into the Bond Sub-account will not be made (regardless of the performance of the Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Bond Sub-account. Once this transfer occurs out of the Bond Sub-account, future amounts may be transferred to or from the Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the Bond Sub-account that results in greater than 90% of your Account Value being allocated to the Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the Bond Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the Bond Sub-account.

If you make additional Purchase Payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional Purchase Payments to the Bond Sub-account at least until there is first a transfer out of the Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional Purchase Payments you make, less than 90% of your entire Account Value is allocated to the Bond Sub-account, and the formula will still not transfer any of your Account Value to the Bond Sub-account (at least until there is first a transfer out of the Bond Sub-account). For example,

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September 4, 2012 – a transfer is made to the Bond Sub-account that results in the 90% cap being met and now $90,000 is allocated to the Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

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September 5, 2012 – you make an additional Purchase Payment of $10,000. No transfers have been made from the Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on September 4, 2012.

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On September 5, 2012 – (and at least until first a transfer is made out of the Bond Sub-account under the formula) – the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the Bond Sub-account).

■

Once there is a transfer out of the Bond Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Bond Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into and out of effect multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the Bond Sub-account as dictated by the formula.

Under the formula, investment performance of your Account Value that is negative, flat, or even moderately positive may result in a transfer of a portion of your Account Value in the Permitted Sub-accounts to the Bond Sub-account because such investment performance will tend to increase the Target Ratio. In deciding how much to transfer, we use another formula, which essentially seeks to reallocate amounts held in the Permitted Sub-accounts and the Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. The further the Target Ratio is from 80% when a transfer is occurring under the formula, the greater the transfer amount will be. Once you elect Highest Daily Lifetime 6 Plus, the values we use to compare to the Target Ratio will be fixed. For newly-issued Annuities that elect Highest Daily Lifetime 6 Plus and existing Annuities that elect Highest Daily Lifetime 6 Plus in the future, however, we reserve the right to change such values.

Additionally, on each monthly Annuity Anniversary (if the monthly Annuity Anniversary does not fall on a Valuation Day, the next Valuation Day will be used), following all of the above described daily calculations, if there is money allocated to the Bond Sub-account, we will perform an additional monthly calculation to determine whether or not a transfer will be made from the Bond Sub-account to the Permitted Sub-accounts. This transfer will automatically occur provided that the Target Ratio, as described above, would be less than 83% after the transfer. The formula will not execute a transfer if the Target Ratio after this transfer would occur would be greater than or equal to 83%.

The amount of the transfer will be equal to the lesser of:

a)	The total value of all your Account Value in the Bond Sub-account, or
b)	An amount equal to 5% of your total Account Value.

While you are not notified when your Annuity reaches a transfer trigger under the formula, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the Bond Sub-account. Depending on the results of the calculations of the formula, we may, on any Valuation Day:

■	Not make any transfer between the Permitted Sub-accounts and the Bond Sub-account; or
■	If a portion of your Account Value was previously allocated to the Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts (as described above); or
■	Transfer a portion of your Account Value in the Permitted Sub-accounts and the DCA Fixed Rate Options to the Bond Sub-account.

Prior to the first Lifetime Withdrawal, the primary driver of transfers to the Bond Sub-account is the difference between your Account Value and your Protected Withdrawal Value. If none of your Account Value is allocated to the Bond Sub-account, then over time the formula permits an increasing difference between the Account Value and the Protected Withdrawal Value before a transfer to the Bond Sub-account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the Bond Sub-account, the smaller the difference between the Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the Bond Sub-account.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the Bond Sub-account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

■	The difference between your Account Value and your Protected Withdrawal Value;
■	The amount of time Highest Daily Lifetime 6 Plus has been in effect on your Annuity;
■	The amount allocated to and the performance of the Permitted Sub-accounts and the Bond Sub-account;
■	Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and
■	Any withdrawals you take from your Annuity (while the benefit is in effect).

At any given time, some, most or none of your Account Value will be allocated to the Bond Sub-account, as dictated by the formula.

Because the amount allocated to the Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts

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allocated to either the Bond Sub-account or to the Permitted Sub-accounts, the greater the impact performance of that Sub-account has on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the Bond Sub-account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.

If you make additional Purchase Payments to your Annuity, they will be allocated in accordance with your Annuity. Once allocated, they will also be subject to the formula described above and therefore may be transferred to the Bond Sub-account, if dictated by the formula and subject to the 90% cap feature described above.

Any Account Value in the Bond Sub-account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the Bond Sub-account.

Additional Tax Considerations

If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts.

As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Highest Daily Lifetime 6 Plus through a non-qualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note all Non-lifetime Withdrawal provisions will apply.

Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator

Effective September 14, 2012, Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is no longer available for new elections and we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator.

We offer another version of Highest Daily Lifetime 6 Plus that we call Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator (“Highest Daily Lifetime 6 Plus with LIA”). Highest Daily Lifetime 6 Plus with LIA guarantees, until the death of the single designated life, the ability to withdraw an amount equal to double the Annual Income Amount (which we refer to as the “LIA Amount”) if you meet the conditions set forth below. This version is only being offered in those jurisdictions where we have received regulatory approval and will be offered subsequently in other jurisdictions when we receive regulatory approval in those jurisdictions. Highest Daily Lifetime 6 Plus with LIA is not available in New York and certain other states/jurisdictions. You may choose Highest Daily Lifetime 6 Plus with or without also electing LIA, however you may not elect LIA without Highest Daily Lifetime 6 Plus and you must elect the LIA benefit at the time you elect Highest Daily Lifetime 6 Plus. If you elect Highest Daily Lifetime 6 Plus without LIA and would like to add the feature later, you must terminate the Highest Daily Lifetime 6 Plus benefit and elect the Highest Daily Lifetime 6 Plus with LIA (subject to availability and benefit re-election provisions). Please note that if you terminate Highest Daily Lifetime 6 Plus and elect the Highest Daily Lifetime 6 Plus with LIA you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. Highest Daily Lifetime 6 Plus with LIA is offered as an alternative to other lifetime withdrawal options. If you elect this benefit, it may not be combined with any other optional living benefit or the Highest Daily Value death benefit. As long as your Highest Daily Lifetime 6 Plus with LIA benefit is in effect, you must allocate your Account Value in accordance with the permitted and available investment option(s) with this benefit. The income benefit under Highest Daily Lifetime 6 Plus with LIA currently is based on a single “designated life” who is between the ages of 45 and 75 on the date that the benefit is elected and received in good order. All terms and conditions of Highest Daily Lifetime 6 Plus apply to this version of the benefit, except as described herein.

Highest Daily Lifetime 6 Plus with LIA is not long-term care insurance and should not be purchased as a substitute for long-term care insurance. The income you receive through the Lifetime Income Accelerator may be used for any purpose, and it may or may not be sufficient to address expenses you may incur for long-term care. You should seek professional advice to determine your financial needs for long-term care.

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If you elect the Highest Daily Lifetime 6 Plus with LIA, the maximum charge is 2.00% annually of the greater of the Account Value and Protected Withdrawal Value. The current charge is 1.20% annually of the greater of Account Value and Protected Withdrawal Value. We deduct this charge on quarterly anniversaries of the benefit effective date. Thus, we deduct, on a quarterly basis, 0.30% of the greater of the prior Valuation Day’s Account Value and the prior Valuation Day’s Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account, and the DCA Fixed Rate Options (if applicable). Since this fee is based on the greater of the Account Value and Protected Withdrawal Value, the fee for Highest Daily Lifetime 6 Plus with LIA may be greater than it would have been, had it been based on the Account Value alone. The following example is hypothetical and is for illustrative purposes only.

Assuming a benefit effective date of September 1, 2009 (which means that quarterly benefit anniversaries are: December 1, March 1, June 1, and September 1). Assume the Protected Withdrawal Value as of November 30, 2009 (prior Valuation Day’s Protected Withdrawal Value) = $200,000.00 and the Account Value as of November 30, 2009 (prior Valuation Day’s Account Value) = $195,000.00. The first benefit charge date would be December 1, 2009 and the benefit charge amount would be $600.00 ($200,000 X .30%)

If the deduction of the charge would result in the Account Value falling below the lesser of $500 or 5% of the sum of the Account Value on the effective date of the benefit plus all purchase payments made subsequent thereto (and any associated purchase Credits) (we refer to this as the “Account Value Floor”), we will only deduct that portion of the charge that would not cause the Account Value to fall below the Account Value Floor. If the entire Account Value is less than the Account Value Floor when we would deduct a charge for the benefit, then no charge will be assessed for that benefit quarter. If a charge for the Highest Daily Lifetime 6 Plus with LIA benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Account Value to zero, withdrawals may reduce the Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit and the Death Benefit (described below) will not be payable.

If this benefit is being elected on an Annuity held as a 403(b) plan, then in addition to meeting the eligibility requirements listed below for the LIA Amount you must separately qualify for distributions from the 403(b) plan itself.

Eligibility Requirements for LIA Amount. Both a waiting period of 36 months from the benefit effective date, and an elimination period of 120 days from the date of notification that one or both of the requirements described immediately below have been met, apply before you can become eligible for the LIA Amount. The 120 day elimination period begins on the date that we receive notification from you of your eligibility for the LIA Amount. Thus, assuming the 36 month waiting period has been met and we have received the notification referenced in the immediately preceding sentence, the LIA amount would be available for withdrawal on the Valuation Day immediately after the 120th day. The waiting period and the elimination period may run concurrently. In addition to satisfying the waiting and elimination period, at least one of the following requirements (“LIA conditions”) must be met.

(1)	The designated life is confined to a qualified nursing facility. A qualified nursing facility is a facility operated pursuant to law or any state licensed facility providing medically necessary in-patient care which is prescribed by a licensed physician in writing and based on physical limitations which prohibit daily living in a non-institutional setting.
(2)	The designated life is unable to perform two or more basic abilities of caring for oneself or “activities of daily living.” We define these basic abilities as:

i.	Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.
ii.	Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.
iii.	Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower.
iv.	Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.
v.	Transferring: Moving into or out of a bed, chair or wheelchair.
vi.	Continence: Maintaining control of bowel or bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform personal hygiene (including caring for catheter or colostomy bag).

You must notify us in writing when the LIA conditions have been met. If, when we receive such notification, there are more than 120 days remaining until the end of the waiting period described above, you will not be eligible for the LIA Amount. If there are 120 days or less remaining until the end of the waiting period when we receive notification that the LIA conditions are met, we will determine eligibility for the LIA Amount through our then current administrative process, which may include, but is not limited to, documentation verifying the LIA conditions and/or an assessment by a third party of our choice. Such assessment may be in person and we will assume any costs associated with the aforementioned assessment. The designated life must be available for any assessment or reassessment pursuant to our administrative process requirements. Once eligibility is determined, the LIA Amount is equal to double the Annual Income Amount as described above under the Highest Daily Lifetime 6 Plus benefit.

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Additionally, once eligibility is determined, we will reassess your eligibility on an annual basis although your LIA benefit for the year that immediately precedes our reassessment will not be affected if it is determined that you are no longer eligible. Your first reassessment may occur in the same year as your initial assessment. If we determine that you are no longer eligible to receive the LIA Amount, the Annual Income Amount would replace the LIA Amount on the next Annuity Anniversary (the “ineligibility effective date”). However, 1) if you were receiving income through a systematic withdrawal program that was based on your LIA Amount; 2) you subsequently become ineligible to receive your LIA Amount, and 3) we do not receive new withdrawal instructions from you prior to the ineligibility effective date, we will cancel such systematic withdrawal program on the ineligibility effective date. You will be notified of your subsequent ineligibility and the date systematic withdrawal payments will stop before either occur. If any existing systematic withdrawal program is canceled, you must enroll in a new systematic withdrawal program if you wish to receive income on a systematic basis. You may establish a new or make changes to any existing systematic withdrawal program at any time by contacting our Annuity Service Office. All “Excess Income” conditions described above in “Key Feature – Annual Income Amount under the Highest Daily Lifetime 6 Plus Benefit” would apply. There is no limit on the number of times you can become eligible for the LIA Amount, however, each time would require the completion of the 120-day elimination period, notification that the designated life meets the LIA conditions, and determination, through our then current administrative process, that you are eligible for the LIA Amount, each as described above.

LIA Amount at the first Lifetime Withdrawal. If your first Lifetime Withdrawal subsequent to election of Highest Daily Lifetime 6 Plus with LIA occurs while you are eligible for the LIA Amount, the available LIA Amount is equal to double the Annual Income Amount.

LIA Amount after the first Lifetime Withdrawal. If you become eligible for the LIA Amount after you have taken your first Lifetime Withdrawal, the available LIA amount for the current and subsequent Annuity Years is equal to double the then current Annual Income Amount, however the available LIA amount in the current Annuity Year is reduced by any Lifetime Withdrawals that have been taken in the current Annuity Year. Cumulative Lifetime Withdrawals in an Annuity Year which are less than or equal to the LIA Amount (when eligible for the LIA amount) will not reduce your LIA Amount in subsequent Annuity Years, but any such withdrawals will reduce the LIA Amount on a dollar-for-dollar basis in that Annuity Year. If you have an active Systematic Withdrawal program running at the time you elect this benefit, the first Systematic Withdrawal that processes after your election of the LIA benefit will be deemed a Lifetime Withdrawal.

Withdrawals In Excess of the LIA Amount. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the LIA Amount when you are eligible (“Excess Withdrawal”), your LIA Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the excess portion of the withdrawal to the Account Value immediately prior to the Excess Withdrawal. Reductions include the actual amount of the withdrawal, including any CDSC that may apply. Withdrawals of any amount (excluding the Non-Lifetime Withdrawal) up to and including the LIA Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Excess Withdrawals will reduce the Protected Withdrawal Value by the same ratio as the reduction to the LIA Amount. Any withdrawals that are less than or equal to the LIA Amount (when eligible) but in excess of the free withdrawal amount available under this Annuity will not incur a CDSC.

Withdrawals are not required. However, subsequent to the first Lifetime Withdrawal, the LIA Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the LIA Amount.

Purchase Payments. If you are eligible for the LIA Amount as described under “Eligibility Requirements for LIA Amount” and you make an additional purchase payment, the Annual Income Amount is increased by an amount obtained by applying the applicable percentage (4% for ages 45 – less than 59  1/2; 5% for ages 59  1/2-79; and 6% for ages 80 and older) to the purchase payment (including any associated purchase Credits). The applicable percentage is based on the attained age of the designated life on the date of the first Lifetime Withdrawal after the benefit effective date. The LIA Amount is increased by double the Annual Income Amount, if eligibility for LIA has been met. The Protected Withdrawal Value is increased by the amount of each purchase payment (including any associated purchase Credits).

If the Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount (or, if eligible for LIA, the LIA Amount) is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount (or, if eligible for LIA, the LIA Amount) in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner.

Step-Ups. If your Annual Income Amount is stepped up, your LIA Amount will be stepped up to equal double the stepped up Annual Income Amount.

Guarantee Payments. If your Account Value is reduced to zero as a result of cumulative withdrawals that are equal to or less than the LIA Amount when you are eligible, and there is still a LIA Amount available, we will make an additional payment for that

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Annuity Year equal to the remaining LIA Amount. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in that scenario, the remaining LIA Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the LIA Amount as described in this section. We will make payments until the death of the single designated life. Should the designated life no longer qualify for the LIA amount (as described under “Eligibility Requirements for LIA Amount” above), the Annual Income Amount would continue to be available. Subsequent eligibility for the LIA Amount would require the completion of the 120 day elimination period as well as meeting the LIA conditions listed above under “Eligibility Requirements for LIA Amount”. To the extent that cumulative withdrawals in the current Annuity Year that reduce your Account Value to zero are more than the LIA Amount (except in the case of required minimum distributions), Highest Daily Lifetime 6 Plus with LIA terminates, and no additional payments are permitted. A Death Benefit under Highest Daily Lifetime 6 Plus with LIA is not payable if guarantee payments are being made at the time of the decedent’s death.

Annuity Options. In addition to the Highest Daily Lifetime 6 Plus annuity options described above, after the tenth anniversary of the benefit effective date (“Tenth Anniversary”), you may also request that we make annuity payments each year equal to the Annual Income Amount. In any year that you are eligible for the LIA Amount, we make annuity payments equal to the LIA Amount. If you would receive a greater payment by applying your Account Value to receive payments for life under your Annuity, we will pay the greater amount. Annuitization prior to the Tenth Anniversary will forfeit any present or future LIA amounts. We will continue to make payments until the death of the designated life. If this option is elected, the Annual Income Amount and LIA Amount will not increase after annuity payments have begun. A Death Benefit is not payable if annuity payments are being made at the time of the decedent’s death.

If you elect Highest Daily Lifetime 6 Plus with LIA, and never meet the eligibility requirements you will not receive any additional payments based on the LIA Amount.

Death Benefit Component of Highest Daily Lifetime 6 Plus with LIA. The provisions of the Death Benefit Component of Highest Daily Lifetime 6 Plus (above for information about the Death Benefit) also apply to Highest Daily Lifetime Plus with LIA. Please note that with respect to Highest Daily Lifetime 6 Plus with LIA, we use the Annual Income Amount for purposes of the Death Benefit Calculations, not the LIA Amount.

SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT (SHD6 Plus)

Effective September 14, 2012, Spousal Highest Daily Lifetime 6 Plus is no longer available for new elections and we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime 6 Plus benefit.

Spousal Highest Daily Lifetime 6 Plus is the spousal version of Highest Daily Lifetime 6 Plus. Spousal Highest Daily Lifetime 6 Plus must be elected based on two designated lives, as described below. The youngest designated life must be at least 50 years old and the oldest designated life must be at least 55 years old when the benefit is elected. Spousal Highest Daily Lifetime 6 Plus is not available if you elect any other optional benefit. As long as your Spousal Highest Daily Lifetime 6 Plus Benefit is in effect, you must allocate your Account Value in accordance with the permitted Sub-accounts and other investment option(s) available with this benefit. For a more detailed description of permitted investment options, see the “Investment Options” section.

We offer a benefit that guarantees until the later death of two natural persons who are each other’s spouses at the time of election of the benefit and at the first death of one of them (the “designated lives”, and each, a “designated life”) the ability to withdraw an annual amount (the “Annual Income Amount”) equal to a percentage of an initial principal value (the “Protected Withdrawal Value”) regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the lives of the designated lives (“Lifetime Withdrawals”) provided you have not made withdrawals of excess income that have resulted in your Account Value being reduced to zero. We also permit a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Highest Daily Lifetime 6 Plus benefit after the death of the first spouse. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Spousal Highest Daily Lifetime 6 Plus is the mathematical formula we employ that may periodically transfer your Account Value to and from the AST Investment Grade Bond Sub-account. See the section above entitled “How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account.” Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

Spousal Highest Daily Lifetime 6 Plus also provides for a Death Benefit generally equal to three times your Annual Income Amount. The Death Benefit, however, is not payable if your Account Value is reduced to zero as a result of withdrawals or if annuity payments are being made at the time of the decedent’s death. See Death Benefit Component of Spousal Highest Daily Lifetime 6 Plus, below.

Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Account Value falls to zero, if you take withdrawals of excess income that bring your Account Value to zero, your Annual Income Amount would

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also fall to zero, and the benefit would terminate. In that scenario, no further amount, including the Death Benefit described below, would be payable under Spousal Highest Daily Lifetime 6 Plus.

You may also participate in the 6 or 12 Month Dollar Cost Averaging Program if you elect Spousal Highest Daily Lifetime 6 Plus for Annuities issued on or after May 1, 2009, subject to the 6 or 12 Month DCA Program’s rules, and subject to State approvals. The 6 or 12 Month DCA Program is not available in certain states.

Currently, if you elect Spousal Highest Daily Lifetime 6 Plus and subsequently terminate the benefit, you may elect another living benefit, subject to our current rules. See “Election of and Designations under the Benefit” below and “Termination of Existing Benefits and Election of New Benefits” for details. Please note that if you terminate Spousal Highest Daily Lifetime 6 Plus and elect another benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active.

Key Feature – Protected Withdrawal Value

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the “Periodic Value” described in the next paragraph.

The “Periodic Value” initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the “Current Valuation Day”), the Periodic Value is equal to the greater of:

(1)	the Periodic Value for the immediately preceding business day (the “Prior Valuation Day”) appreciated at the daily equivalent of 6% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any purchase payment (including any associated purchase Credits) made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and
(2)	the Account Value on the current Valuation Day.

If you have not made a Lifetime Withdrawal on or before the 10th or 20th Anniversary of the effective date of the benefit, your Periodic Value on the 10th or 20th Anniversary of the benefit effective date is equal to the greater of:

(1)	the Periodic Value described above or,
(2)	the sum of (a), (b) and (c) (proportionally reduced for any Non-Lifetime Withdrawal):
(a)

200% (on the 10th anniversary) or 400% (on the 20th anniversary) of the Account Value on the effective date of the benefit including any purchase payments (including any associated purchase Credits) made on that day;

(b)

200% (on the 10th anniversary) or 400% (on the 20th anniversary) of all purchase payments (including any associated purchase Credits) made within one year following the effective date of the benefit; and

(c)	all purchase payments (including any associated purchase Credits) made after one year following the effective date of the benefit.

Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Account Value upon any step-up, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals (see below).

Key Feature – Annual Income Amount under the Spousal Highest Daily Lifetime 6 Plus Benefit

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the youngest designated life on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 50-64, 5% for ages 65-84, and 6% for ages 85 and older. We use the age of the youngest designated life even if that designated life is no longer a participant under the Annuity due to death or divorce. Under the Spousal Highest Daily Lifetime 6 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount for any Annuity Year (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). If you take withdrawals

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of Excess Income, only the portion of the Lifetime Withdrawal that exceeds the remaining Annual Income Amount will proportionally reduce your Protected Withdrawal Value and Annual Income Amount in future years. Reductions are based on the actual amount of the withdrawal, including any CDSC that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.

You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.

Any Purchase Payment that you make subsequent to the election of Spousal Highest Daily Lifetime 6 Plus and subsequent to the first Lifetime Withdrawal will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including any associated purchase Credits) based on the age of the younger designated life at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 50-64, 5% for ages 65-84, and 6% for ages 85 and older, and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including any associated purchase Credits).

If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, Spousal Highest Daily Lifetime 6 Plus is no longer available for new elections and we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime 6 Plus benefit.

Highest Daily Auto Step-Up

An automatic step-up feature (“Highest Daily Auto Step-Up”) is part of this benefit. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Step-Up starts with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the youngest designated life on the Annuity Anniversary as of which the step-up would occur. The percentages are 4% for ages 50-64, 5% for ages 65-84, and 6% for ages 85 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary by performing a similar examination of the Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime 6 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime 6 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

If you are engaged in a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.

The Spousal Highest Daily Lifetime 6 Plus benefit does not affect your ability to take withdrawals under your Annuity, or limit your ability to take withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime 6 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.

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Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime 6 Plus benefit or any other fees and charges under the Annuity. Assume the following for all three examples:

■	The Issue Date is December 1, 2008
■	The Spousal Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009
■	The younger designated life was 70 years old when he/she elected the Spousal Highest Daily Lifetime 6 Plus benefit.

Example of dollar-for-dollar reductions.

On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the youngest designated life is between the ages of 65 and 84 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

Example of proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 – reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

Here is the calculation:

Account Value before Lifetime Withdrawal	$118,000.00
Less amount of “non” excess withdrawal	$3,500.00
Account Value immediately before excess withdrawal of $1,500	$114,500.00
Excess withdrawal amount	$1,500.00
Divided by Account Value immediately before excess withdrawal	$114,500.00
Ratio	1.31%
Annual Income Amount	$6,000.00
Less ratio of 1.31%	$78.60
Annual Income Amount for future Annuity Years	$5,921.40

Example of Highest Daily Auto Step-Up

On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the youngest designated life’s age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (including any associated purchase Credits).

Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the youngest designated life is between 65 and 84 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments (including any associated purchase Credits), is higher than $5921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

Date*	Account value	Highest Daily Value (adjusted with withdrawal and purchase payments)**	Adjusted Annual Income Amount (5% of the Highest Daily Value)
November 25, 2009	$119,000.00	$119,000.00	$5,950.00
November 26, 2009		Thanksgiving Day
November 27, 2009	$113,000.00	$113,986.95	$5,699.35
November 30, 2009	$113,000.00	$113,986.95	$5,699.35
December 01, 2009	$119,000.00	$119,000.00	$5,950.00

*	In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.

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**	In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
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The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.

■

This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.

■

The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year’s Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.

Non-Lifetime Withdrawal Feature

You may take a one-time non-lifetime withdrawal (“Non-Lifetime Withdrawal”) under Spousal Highest Daily Lifetime 6 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity’s Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see “Access to Account Value – Can I Surrender My Annuity for Its Value?”). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Spousal Highest Daily Lifetime 6 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Spousal Highest Daily Lifetime 6 Plus benefit. If you don’t elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value; the Periodic Value guarantees on the tenth and twentieth anniversaries of the benefit effective date (described above); and the Death Benefit (described below). It will reduce all three by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the time of the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.

Example – Non-Lifetime Withdrawal (proportional reduction)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

Assume the following:

■	The Issue Date is December 1, 2008
■	The Spousal Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009
■	The Account Value at benefit election was $105,000
■	The younger designated life was 70 years old when he/she elected the Spousal Highest Daily Lifetime 6 Plus benefit
■	No previous withdrawals have been taken under the Spousal Highest Daily Lifetime 6 Plus benefit

On October 2, 2009, the Protected Withdrawal Value is $125,000, the 10th benefit year minimum Periodic Value guarantee is $210,000 and the 20th benefit year minimum Periodic Value guarantee is $420,000, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on October 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Spousal Highest Daily Lifetime 6 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

Here is the calculation:

Withdrawal amount divided by	$15,000
Account Value before withdrawal	$120,000
Equals ratio	12.5%
All guarantees will be reduced by the above ratio (12.5%)
Protected Withdrawal Value	$109,375
10th benefit year Minimum Periodic Value	$183,750
20th benefit year Minimum Periodic Value	$367,500

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Required Minimum Distributions

Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Unless designated as a Non-Lifetime Withdrawal, required minimum distributions are considered Lifetime Withdrawals. If you take a withdrawal in an Annuity Year in which your required minimum distribution for that year is not greater than the Annual Income Amount, and the amount of the withdrawal exceeds the Annual Income Amount for that year, we will treat the withdrawal as a withdrawal of Excess Income. Such a withdrawal of Excess Income will reduce the Annual Income Amount available in future years. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered a withdrawal of Excess Income. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar for dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as a withdrawal of Excess Income.

In any year in which the requirement to take required minimum distributions is suspended by law, we reserve the right, in our sole discretion and regardless of any position taken on this issue in a prior year, to treat any amount that would have been considered as a required minimum distribution if not for the suspension as eligible for treatment as described herein.

Example – Required Minimum Distributions

The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.

Annual Income Amount = $5,000

Remaining Annual Income Amount = $3,000

Required Minimum Distribution = $6,000

The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000. ($3,000 + ($6,000 – $5,000) = $4,000).

If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all guarantees associated with the Spousal Highest Daily Lifetime 6 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you stop taking withdrawals in the current Annuity Year and choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000) without being treated as a withdrawal of Excess Income is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.

Death Benefit Component of Spousal Highest Daily Lifetime 6 Plus.

If you elect Spousal Highest Daily Lifetime 6 Plus, we include a death benefit (Death Benefit), at no additional cost, that is linked to the Annual Income Amount under the benefit. If a death benefit is triggered and you currently own Spousal Highest Daily Lifetime 6 Plus benefit, then your Death Benefit will be equal to the greatest of:

■	the basic death benefit under the Annuity; and
■	the amount of any optional death benefit you may have elected and remains in effect; and
■

a) if no Lifetime Withdrawal had been taken prior to death, 300% of the Annual Income Amount that would have been determined on the date of death if a Lifetime Withdrawal had occurred on that date or (b) if a Lifetime Withdrawal had been taken prior to death, 300% of the Annual Income Amount as of our receipt of due proof of death. Under this component of the Death Benefit, we will not recapture the amount of any purchase Credit applied to an Annuity granted within 12 months prior to death.

Upon the death of the first of the spousal designated lives, if a Death Benefit, as described above, would otherwise be payable, and the surviving designated life chooses to continue the Annuity, the Account Value will be adjusted, as of the date we receive due proof of death, to equal the amount of that Death Benefit if paid out in a lump sum, and the Spousal Highest Daily Lifetime 6 Plus benefit remains in force. Upon the death of the second Spousal designated life, the Death Benefit described above will be payable and the Spousal Highest Daily Lifetime 6 Plus rider will terminate as of the date we receive due proof of death.

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Please note that the Death Benefit under Spousal Highest Daily Lifetime 6 Plus is not payable if your Account Value is reduced to zero as a result of withdrawals or if annuity payments are being made at the time of the decedent’s death. This Death Benefit may not be available in all States.

Benefits Under Spousal Highest Daily Lifetime 6 Plus

■

To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Spousal Highest Daily Lifetime 6 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the designated lives to die, and will continue to make payments until the death of the second designated life as long as the designated lives were spouses at the time of the first death. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Highest Daily Lifetime 6 Plus benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution (as described above) under the Annuity then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the second designated life provided the designated lives were spouses at the death of the first designated life. Please note that if your Account Value is reduced to zero as a result of withdrawals, the Death Benefit (described above) will also be reduced to zero and the Death Benefit will not be payable.

■

Please note that if your Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the first day of the calendar month coinciding with or next following the annuitant’s 95th birthday will be treated as annuity payments.

■

If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any annuity option available; or
(2)	request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the designated lives to die, and will continue to make payments until the death of the second designated life as long as the designated lives were spouses at the time of the first death. If, due to death of a designated life or divorce prior to annuitization, only a single designated life remains, then annuity payments will be made as a life annuity for the lifetime of the designated life. We must receive your request in a form acceptable to us at our office.

■

In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

(1)	the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and
(2)	the Account Value.

If no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.

Please note that the Death Benefit (described above) is not payable if annuity payments are being made at the time of the decedent’s death.

Other Important Considerations

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Withdrawals under the Spousal Highest Daily Lifetime 6 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount. If you have an active Systematic Withdrawal program running at the time you elect this benefit, the first Systematic Withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal.

■

Withdrawals made while the Spousal Highest Daily Lifetime 6 Plus benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro-rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA Fixed Rate Options (if you are participating in the 6 or 12 Month DCA Program). Withdrawals from the DCA Fixed Rate Options will be taken on a last-in, first-out basis. As discussed in the prospectus, you may participate in the 6 or 12 Month Dollar Cost Averaging Program only if your Annuity was issued on or after May 1, 2009.

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You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

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You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Highest Daily Lifetime 6 Plus benefit. The Spousal Highest Daily Lifetime 6 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to program rules regarding the timing and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of withdrawals.

■	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.
■

You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears in the prospectus section entitled “What Are The Investment Objectives and Policies of The Portfolios?”. You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com

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You can make withdrawals from your Annuity without purchasing the Spousal Highest Daily Lifetime 6 Plus benefit. The Spousal Highest Daily Lifetime 6 Plus benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

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Transfers to and from the elected Sub-accounts, the DCA Fixed Rate Options, and the AST Investment Grade Bond Sub-account triggered by the Spousal Highest Daily Lifetime 6 Plus mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

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Upon inception of the benefit and to maintain the benefit, 100% of your Account Value must be allocated to the Permitted Sub-accounts (or any DCA Fixed Rate Options if you elect the 6 or 12 Month DCA Program). If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, the new requirement will apply only to new elections of the benefit, and we will not compel you to reallocate your Account Value in accordance with our newly adopted requirements. However, you may be required to reallocate due to the merger of a Portfolio or the closing of a Portfolio. At the time of any change in requirements, and as applicable only to new elections of the benefit, transfers of Account Value and allocation of additional purchase payments may be subject to new investment limitations.

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If you elect this benefit and in connection with that election, you are required to reallocate to different Sub-accounts, then on the Valuation Day we receive your request in good order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in the Sub-accounts that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

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The Basic Death Benefit will terminate if withdrawals taken under Spousal Highest Daily Lifetime 6 Plus cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under Spousal Highest Daily Lifetime 6 Plus cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

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The maximum charge for Spousal Highest Daily Lifetime 6 Plus is 1.50% annually of the greater of the Account Value and Protected Withdrawal Value. The current charge is 0.95% annually of the greater of Account Value and Protected Withdrawal Value. We deduct this charge on quarterly anniversaries of the benefit effective date. Thus, we deduct, on a quarterly basis, 0.2375% of the greater of the prior Valuation Day’s Account Value, or the prior Valuation Day’s Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account, and the DCA Fixed Rate Options (if applicable). Since this fee is based on the greater of the Account Value and Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime 6 Plus may be greater than it would have been, had it been based on the Account Value alone. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments. The following example is hypothetical and is for illustrative purposes only.

Assuming a benefit effective date of September 1, 2009 (which means that quarterly benefit anniversaries are: December 1, March 1, June 1, and September 1). Assume the Protected Withdrawal Value as of November 30, 2009 (prior Valuation Day’s Protected Withdrawal Value) = $200,000.00 and the Account Value as of November 30, 2009 (prior Valuation Day’s Account Value) = $195,000.00. The first benefit charge date would be December 1, 2009 and the benefit charge amount would be $475.00 ($200,000 X ..2375%)

If the deduction of the charge would result in the Account Value falling below the lesser of $500 or 5% of the sum of the Account Value on the effective date of the benefit plus all purchase payments made subsequent thereto (and any associated purchase Credits) (we refer to this as the “Account Value Floor”), we will only deduct that portion of the charge that would not cause the Account Value to fall below the Account Value Floor. If the entire Account Value is less than the Account Value Floor when we would deduct a charge for the benefit, then no charge will be assessed for that benefit quarter. If a charge for the Spousal Highest Daily Lifetime 6 Plus benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Account Value to fall below the Account Value Floor. While the

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deduction of the charge (other than the final charge) may not reduce the Account Value to zero, withdrawals may reduce the Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit and the Death Benefit (described above) will not be payable.

Election of and Designations under the Benefit

Spousal Highest Daily Lifetime 6 Plus can only be elected based on two designated lives. Designated lives must be natural persons who are each other’s spouses at the time of election of the benefit and at the death of the first of the designated lives to die. Currently, Spousal Highest Daily Lifetime 6 Plus only may be elected where the Owner, Annuitant, and Beneficiary designations are as follows:

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One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner’s spouse. The youngest Owner/Annuitant and the beneficiary must be at least 50 years old and the oldest must be at least 55 years old at the time of election; or

■

Co-Annuity Owners, where the Owners are each other’s spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. The youngest Owner must be at least 50 years old and the oldest owner must be at least 55 years old at the time of election; or

■

One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) (“Custodial Account”), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. The youngest of the Annuitant and the Contingent Annuitant must be at least 50 years old and the oldest must be at least 55 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows:

(a)	if one Owner dies and the surviving spousal Owner assumes the Annuity, or
(b)	if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary designations under this benefit. If the Designated Lives divorce, however, the Spousal Highest Daily Lifetime 6 Plus benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new Designated Life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

Spousal Highest Daily Lifetime 6 Plus can be elected at the time that you purchase your Annuity or after the Issue Date, subject to availability, and our eligibility rules and restrictions. If you elect Spousal Highest Daily Lifetime 6 Plus and terminate it, you can re-elect it, subject to our current rules and availability. Additionally, if you currently own an Annuity with a living benefit that is terminable, you may terminate your existing benefit rider and elect any available benefits subject to our current rules. See “Termination of Existing Benefits and Election of New Benefits” in the prospectus for information pertaining to elections, termination and re-election of benefits. Please note that if you terminate a living benefit and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. You and your financial professional should carefully consider whether terminating your existing benefit and electing a new benefit is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future.

Termination of the Benefit

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates: (i) if upon the death of the first designated life, the surviving designated life opts to take the death benefit under the Annuity (thus, the benefit does not terminate solely because of the death of the first designated life), (ii) upon the death of the second designated life (except as may be needed to pay the Death Benefit associated with this benefit), (iii) upon your termination of the benefit, (iv) upon your surrender of the Annuity, (v) upon your election to begin receiving annuity payments (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount), (vi) if both the Account Value and Annual Income Amount equal zero, or (vii) if you cease to meet our requirements as described in “Election of and Designations under the Benefit”.

Upon termination of Spousal Highest Daily Lifetime 6 Plus other than upon death of a designated life or annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. This final charge will be deducted even if it results in the Account Value falling below the Account Value Floor. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts (including any amounts in the DCA Fixed Rate Options), and (ii) unless you are participating in an asset allocation program (i.e., Custom Portfolios Program (we may have referred to the “Custom Portfolios Program” as the “Optional Allocation and Rebalancing Program” in other materials), Automatic Rebalancing Program, or 6 or 12 Month DCA Program) for which we are providing administrative support, transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account to your variable investment options, pro rata (i.e. in the same proportion as the current balances in your variable investment options). If prior to the transfer from the AST Investment Grade Bond Sub-account the Account Value in the variable investment options is zero, we will transfer such amounts according to your most recent allocation instructions.

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How Spousal Highest Daily Lifetime 6 Plus Transfers Account Value between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account. See “How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account” above for information regarding this component of the benefit.

Additional Tax Considerations

If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts.

As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Spousal Highest Daily Lifetime 6 Plus through a non-qualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note all Non-lifetime Withdrawal provisions will apply.

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DEATH BENEFIT

WHAT TRIGGERS THE PAYMENT OF A DEATH BENEFIT?

The Annuity provides a Death Benefit during its accumulation period. If an Annuity is owned by one or more natural persons, the Death Benefit is payable upon the first death of an Owner. If an Annuity is owned by an entity, the Death Benefit is payable upon the Annuitant’s death, if there is no Contingent Annuitant. Generally, if a Contingent Annuitant was designated before the Annuitant’s death and the Annuitant dies, then the Contingent Annuitant becomes the Annuitant and a Death Benefit will not be paid at that time. The person upon whose death the Death Benefit is paid is referred to below as the “decedent.”

BASIC DEATH BENEFIT

The Annuity provides a basic Death Benefit at no additional charge. The Insurance Charge we deduct daily from your Account Value allocated to the Sub-accounts is used, in part, to pay us for the risk we assume in providing the basic Death Benefit guarantee under an Annuity. The Annuity also offers four different optional Death Benefits that can be purchased for an additional charge. The additional charge is deducted to compensate Prudential Annuities for providing increased insurance protection under the optional Death Benefits. Notwithstanding the additional protection provided under the optional Death Benefits, the additional cost has the impact of reducing the net performance of the investment options. In addition under certain circumstances, your Death Benefit may be reduced by the amount of any Credits we applied to your Purchase Payments. (See “How are Credits Applied to My Account Value”.) Also, no basic Death Benefit will be paid if your Annuity terminates because your Account Value reaches zero (which can happen if, for example, you are taking withdrawals under an optional living benefit).

Considerations for Contingent Annuitants: We may allow the naming of a contingent annuitant when a Nonqualified Annuity contract is held by a pension plan or a tax favored retirement plan or held by a Custodial Account (as defined earlier in this prospectus). In such a situation, the Annuity may no longer qualify for tax deferral where the Annuity contract continues after the death of the Annuitant. In some of our Annuities held by these same types of entities we allow for the naming of a co-annuitant, which also is used to mean the successor annuitant (and not another life used for measuring the duration of an annuity payment option). Like in the case of a contingent annuitant, the Annuity may no longer qualify for tax deferral where the contract continues after the death of the Annuitant. However, tax deferral should be provided instead by the pension plan, tax favored retirement plan, or Custodial Account. We may also allow the naming of a contingent annuitant when a Nonqualified Annuity contract is held by an entity which is not eligible for tax deferral benefits under Section 72(u) of the Code. This does not supersede any benefit language which may restrict the use of the contingent annuitant.

The basic Death Benefit is the greater of:

■	The sum of all Purchase Payments (not including any Credits) less the sum of all proportional withdrawals.
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The sum of your Account Value in the Sub-accounts, your Interim Value in the Fixed Allocations, and any Account Value in the Benefit Fixed Rate Account or the DCA Fixed Rate Options (less the amount of any Credits applied within 12-months prior to the date of death).

“Proportional withdrawals” are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. For example, a withdrawal of 50% of Account Value would be considered as a 50% reduction in Purchase Payments for purposes of calculating the basic Death Benefit.

OPTIONAL DEATH BENEFITS

Two optional Death Benefits are offered for purchase with your Annuity to provide an enhanced level of protection for your beneficiaries. We reserve the right to cease offering any optional death benefit.

Currently, these benefits are only offered in those jurisdictions where we have received regulatory approval and must be elected at the time that you purchase your Annuity. We may, at a later date, allow existing Annuity Owners to purchase an optional Death Benefit subject to our rules and any changes or restrictions in the benefits. The “Combination 5% Roll-up and Highest Anniversary Value” Death Benefit may only be elected individually, and cannot be elected in combination with any other optional Death Benefit. If you elect Spousal Lifetime Five, Spousal Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime 7 Plus or the BIO feature of Highest Daily Lifetime Seven or the Highest Daily Lifetime 7 Plus Suite of benefits, you are not permitted to elect an optional Death Benefit. Under certain circumstances, each Optional Death Benefit that you elect may be reduced by the amount of Credits applied to your Purchase Payments (upon receipt of SEC approval of related exemptive application).

Investment Restrictions may apply if you elect certain optional death benefits. See the chart in the “Investment Options” section of the Prospectus for a list of investment options available and permitted with each benefit.

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Enhanced Beneficiary Protection Optional Death Benefit

The Enhanced Beneficiary Protection Optional Death Benefit is no longer available for new elections. It provides additional amounts to your Beneficiary that may be used to offset federal and state taxes payable on any taxable gains in your Annuity at the time of your death. Whether this benefit is appropriate for you may depend on your particular circumstances, including other financial resources that may be available to your Beneficiary to pay taxes on your Annuity should you die during the accumulation period. No benefit is payable if death occurs on or after the Annuity Date.

The Enhanced Beneficiary Protection Optional Death Benefit provided a benefit payable in addition to the basic Death Benefit and certain other optional death benefits you may elect in conjunction with this benefit. If the Annuity has one Owner, the Owner had to be age 75 or less at the time the benefit was purchased. If an Annuity has joint Owners, the oldest Owner had to be age 75 or less. If an Annuity is owned by an entity, the Annuitant had to be age 75 or less.

Calculation of Enhanced Beneficiary Protection Optional Death Benefit

If you purchased the Enhanced Beneficiary Protection Optional Death Benefit, the Death Benefit is calculated as follows:

1.	the basic Death Benefit described above;

PLUS

2.	40% of your “Growth” under an Annuity, as defined below.

“Growth” means the sum of your Account Value in the Sub-accounts and your Interim Value in the MVA Fixed Allocations, minus the total of all Purchase Payments (less the amount of any Credits applied within 12-months prior to the date of death if allowed by applicable State law) reduced by the sum of all proportional withdrawals.

“Proportional withdrawals” are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. For example, a withdrawal of 50% of Account Value would be considered as a 50% reduction in Purchase Payments.

The Enhanced Beneficiary Protection Optional Death Benefit is subject to a maximum of 100% of all Purchase Payments applied to an Annuity at least 12 months prior to the death of the decedent that triggers the payment of the Death Benefit.

The Enhanced Beneficiary Protection Optional Death Benefit was offered in those jurisdictions where we received regulatory approval. Please refer to the section entitled “Tax Considerations” for a discussion of special tax considerations for purchasers of this benefit. The Enhanced Beneficiary Protection Death Benefit was not available if you elected the “Combination 5% Roll-up and Highest Anniversary Value” Death Benefit, the Spousal Lifetime Five Income Benefit, Spousal Highest Daily Lifetime Seven or Highest Daily Lifetime Seven with BIO.

See Appendix B for examples of how the Enhanced Beneficiary Protection Optional Death Benefit is calculated.

Highest Anniversary Value Death Benefit (“HAV”)

If an Annuity has one Owner, the Owner must be age 79 or less at the time the Highest Anniversary Value Optional Death Benefit is purchased. If an Annuity has joint Owners, the oldest Owner must be age 79 or less. If an Annuity is owned by an entity, the Annuitant must be age 79 or less.

Certain of the Portfolios offered as Sub-accounts under the Annuity are not available if you elect the Highest Anniversary Value Death Benefit.

Calculation of Highest Anniversary Value Death Benefit

The HAV Death Benefit depends on whether death occurs before or after the Death Benefit Target Date.

If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greater of:

1.	the basic Death Benefit described above; and
2.	the Highest Anniversary Value as of the Owner’s date of death.

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If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:

1.	the basic Death Benefit described above; and
2.	the Highest Anniversary Value on the Death Benefit Target Date plus the sum of all Purchase Payments (including any Credits applied to such Purchase Payments more than twelve (12) months prior to date of death or as otherwise provided for under applicable State law) less the sum of all proportional withdrawals since the Death Benefit Target Date.

The amount determined by this calculation is increased by any Purchase Payments received after the Owner’s date of death and decreased by any proportional withdrawals since such date.

The Highest Anniversary Value Death Benefit described above is currently being offered in those jurisdictions where we have received regulatory approval. The Highest Anniversary Value Death Benefit is not available if you elected the “Combination 5% Roll-up and Highest Anniversary Value” or the “Highest Daily Value” Death Benefit. It is also not available with Spousal Lifetime Five, Spousal Highest Daily Lifetime Seven, or the Spousal Highest Daily Lifetime 7 Plus benefit.

Please refer to the definition of Death Benefit Target Date below. This death benefit may not be an appropriate feature where the Owner’s age is near the age specified in the Death Benefit Target Date. This is because the benefit may not have the same potential for growth as it otherwise would, since there will be fewer contract anniversaries before the death benefit target date is reached. The death benefit target date under this death benefit is earlier than the death benefit target date under the Combination 5% Roll-up and Highest Anniversary Value Death Benefit for Owners who are age 76 or older when an Annuity is issued, which may result in a lower value on the death benefit, since there will be fewer contract anniversaries before the death benefit target date is reached.

See Appendix B for examples of how the Highest Anniversary Value Death Benefit is calculated.

Combination 5% Roll-up and Highest Anniversary Value Death Benefit

If an Annuity has one Owner, the Owner must be age 79 or less at the time the Combination 5% Roll-up and HAV Optional Death Benefit is purchased. If an Annuity has joint Owners, the oldest Owner must be age 79 or less. If the Annuity is owned by an entity, the Annuitant must be age 79 or less.

Certain of the Portfolios offered as Sub-accounts under an Annuity are not available if you elect the Combination 5% Roll-up and HAV Death Benefit. If you elect this benefit, you must allocate your Account Value in accordance with the then permitted and available option(s).

Calculation of the Combination 5% Roll-up and Highest Anniversary Value Death Benefit

The Combination 5% Roll-up and HAV Death Benefit equals the greatest of:

1.	the basic Death Benefit described above; and
2.	the Highest Anniversary Value Death Benefit described above; and
3.	5% Roll-up described below.

The calculation of the 5% Roll-up depends on whether death occurs before or after the Death Benefit Target Date.

If the Owner dies before the Death Benefit Target Date the 5% Roll up is equal to:

■

all Purchase Payments (including any Credits applied to such Purchase Payments more than twelve (12) months prior to date of death) increasing at an annual effective interest rate of 5% starting on the date that each Purchase Payment is made and ending on the Owner’s date of death;

MINUS

■

the sum of all withdrawals, dollar for dollar up to 5% of the Roll-up value as of the prior contract anniversary (or Issue Date if the withdrawal is in the first contract year). Any withdrawals in excess of the 5% dollar for dollar limit are proportional.

If the Owner dies on or after the Death Benefit Target Date the 5% Roll-up is equal to:

■

the 5% Roll-up value as of the Death Benefit Target Date increased by total Purchase Payments (including any Credits applied to such Purchase Payments more than twelve (12) months prior to date of death) made after the Death Benefit Target Date;

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MINUS

■	the sum of all withdrawals which reduce the 5% Roll-up proportionally.

The amounts calculated in Items 1, 2 and 3 above (before, on or after the Death Benefit Target Date) may be reduced by any Credits under certain circumstances if allowed under applicable State law. Please refer to the definitions of Death Benefit Target Date below. This Death Benefit may not be an appropriate feature where the Owner’s age is near the age specified in the Death Benefit Target Date. This is because the benefit may not have the same potential for growth as it otherwise would, since there will be fewer Annuity anniversaries before the Death Benefit Target Date is reached.

The “Combination 5% Roll-up and Highest Anniversary Value” Death Benefit described above is currently being offered in those jurisdictions where we have received regulatory approval. The “Combination 5% Roll-up and Highest Anniversary Value” Death Benefit is not available if you elect any other optional Death Benefit or elect Spousal Lifetime Five, Spousal Highest Daily Lifetime Seven, or the BIO feature of Highest Daily Lifetime Seven or the Highest Daily Lifetime 7 Plus benefit. See Appendix B for examples of how the “Combination 5% Roll-up and Highest Anniversary Value” Death Benefit is calculated.

Key Terms Used with the Highest Anniversary Value Death Benefit and the Combination 5% Roll-up and Highest Anniversary Value Death Benefit:

■

The Death Benefit Target Date for the Highest Anniversary Value Death Benefit is the contract anniversary on or after the 80th birthday of the current Owner, the oldest of either joint Owner or the Annuitant, if entity owned.

■

The Death Benefit Target Date for the Combination 5% Roll-up and HAV Death Benefit is the later of the contract anniversary on or after the 80th birthday of the current Owner, the oldest of either joint Owner or the Annuitant, if entity owned, or five years after the Issue Date of an Annuity.

■

The Highest Anniversary Value equals the highest of all previous “Anniversary Values” less proportional withdrawals since such anniversary and plus any Purchase Payments (including any Credits applied to such Purchase Payments more than twelve (12) months prior to the date of death or as otherwise provided for under applicable State law) since such anniversary.

■

The Anniversary Value is the Account Value in the Sub-accounts plus the Interim Value in any MVA Fixed Allocation as of each anniversary of the Issue Date of an Annuity. The Anniversary Value on the Issue Date is equal to your Purchase Payment. (including any Credits applied to such Purchase Payments more than twelve (12) months prior to the date of death or as otherwise provided for under applicable State law)

■

Proportional Withdrawals are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. Proportional withdrawals result in a reduction to the Highest Anniversary Value or 5% Roll-up value by reducing such value in the same proportion as the Account Value was reduced by the withdrawal as of the date the withdrawal occurred. For example, if your Highest Anniversary Value or 5% Roll-up value is $125,000 and you subsequently withdraw $10,000 at a time when your Account Value is equal to $100,000 (a 10% reduction), when calculating the optional Death Benefit we will reduce your Highest Anniversary Value ($ 125,000) by 10% or $12,500.

Highest Daily Value Death Benefit (“HDV”)

The Highest Daily Value Death Benefit is no longer available for new elections. If an Annuity has one Owner, the Owner must have been age 79 or less at the time the Highest Daily Value Death Benefit was elected. If an Annuity has joint Owners, the older Owner must have been age 79 or less. If there are joint Owners, death of the Owner refers to the first to die of the joint Owners. If an Annuity is owned by an entity, the Annuitant must have been age 79 or less at the time of election and death of the Owner refers to the death of the Annuitant.

If you elected this benefit, you must allocate your Account Value in accordance with the permitted and available option(s) with this benefit.

The HDV Death Benefit depends on whether death occurs before or after the Death Benefit Target Date.

If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greater of:

1.	the basic Death Benefit described above (including any Credits applied to such Purchase Payments more than twelve (12) months prior to the date of death or as otherwise provided for under applicable State law); and
2.	the HDV as of the Owner’s date of death.

If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:

1.	the basic Death Benefit described above; and
2.	the HDV on the Death Benefit Target Date plus the sum of all Purchase Payments (including any Credits applied to such Purchase Payments more than twelve (12) months prior to the date of death or as otherwise provided for under applicable State law) less the sum of all proportional withdrawals since the Death Benefit Target Date.

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The amount determined by this calculation is increased by any Purchase Payments received after the Owner’s date of death and decreased by any proportional withdrawals since such date.

The Highest Daily Value Death Benefit described above was offered in those jurisdictions where we received regulatory approval. The Highest Daily Value Death Benefit is not available if you elected the Guaranteed Return Option Plus 2008, Highest Daily GRO, Spousal Lifetime Five, Highest Daily Lifetime Five, Highest Daily Lifetime Seven, the Highest Daily Lifetime 7 Plus benefits, Spousal Highest Daily Lifetime Seven, the “Combination 5% Roll-up and Highest Anniversary Value” Death Benefit, or the Highest Anniversary Value Death Benefit.

Key Terms Used with the Highest Daily Value Death Benefit:

■

The Death Benefit Target Date for the Highest Daily Value Death Benefit is the later of an Annuity anniversary on or after the 80th birthday of the current Owner, or the older of either the joint Owner or the Annuitant, if entity owned, or five years after the Issue Date of an Annuity.

■

The Highest Daily Value equals the highest of all previous “Daily Values” less proportional withdrawals since such date and plus any Purchase Payments (plus associated Credits or as otherwise provided for under applicable State law) since such date.

■

The Daily Value is the Account Value as of the end of each Valuation Day. The Daily Value on the Issue Date is equal to your Purchase Payment (plus associated Credits applied more than twelve (12) months prior to the date of death or as otherwise provided for under applicable State law).

■

Proportional withdrawals are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. Proportional withdrawals result in a reduction to the Highest Daily Value by reducing such value in the same proportion as the Account Value was reduced by the withdrawal as of the date the withdrawal occurred. For example, if your Highest Daily Value is $125,000 and you subsequently withdraw $10,000 at a time when your Account Value is equal to $100,000 (a 10% reduction), when calculating the optional Death Benefit we will reduce your Highest Daily Value ($125,000) by 10% or $12,500.

Please see Appendix B to this prospectus for a hypothetical example of how the HDV Death Benefit is calculated.

Annuities with Joint Owners

For Annuities with Joint Owners, the Death Benefits are calculated as shown above except that the age of the oldest of the joint Owners is used to determine the Death Benefit Target Date. NOTE: If you and your spouse own your Annuity jointly, we will pay the Death Benefit to the Beneficiary. If the sole primary Beneficiary is the surviving spouse, then the surviving spouse can elect to assume ownership of your Annuity and continue the Annuity instead of receiving the Death Benefit.

Annuities Owned by Entities

For Annuities owned by an entity, the Death Benefits are calculated as shown above except that the age of the Annuitant is used to determine the Death Benefit Target Date. Payment of the Death Benefit is based on the death of the Annuitant (or Contingent Annuitant, if applicable). Where a contract is structured so that it is owned by a grantor trust but the annuitant is not the grantor, then the contract is required to terminate upon the death of the grantor if the grantor pre-deceases the annuitant under Section 72(s) of the Code. Under this circumstance, the contract value will be paid out to the beneficiary and it is not eligible for the death benefit provided under the contract.

Can I terminate the optional Death Benefits? Do the optional Death Benefits terminate under other circumstances?

You can terminate the Enhanced Beneficiary Protection Death Benefit and the Highest Anniversary Value Death Benefit at any time. The “Combination 5% Roll-up and HAV Death Benefit” and the HDV Death Benefit may not be terminated once elected. The optional Death Benefits will terminate automatically on the Annuity Date. Also, if you elected one of either the Highest Anniversary Value or the Combination 5% Roll-up and HAV Death Benefits, and, in addition, are taking withdrawals under a guaranteed minimum withdrawal or a lifetime guaranteed minimum withdrawal benefit, these optional Death Benefits will terminate if such withdrawals cause your Account Value to reduce to zero. We may also terminate any optional Death Benefit if necessary to comply with our interpretation of the Code and applicable regulations. For jointly owned Annuities, the optional death benefits are payable upon the first death of either Owner and therefore terminate and do not continue if a surviving spouse continues the Annuity. Where an Annuity is structured so that it is owned by a grantor trust but the annuitant is not the grantor, then the Annuity is required to terminate upon the death of the grantor if the grantor pre-deceases the annuitant under Section 72(s) of the Code. Under this circumstance, the Surrender Value will be paid out to the beneficiary and it is not eligible for the death benefit provided under the Annuity.

What are the charges for the optional Death Benefits?

For elections of the Highest Anniversary Value Death Benefit and the Combination 5% Roll-Up and HAV Death Benefit, we impose a charge equal to 0.25% and 0.50%, respectively, per year of the average daily net assets of the Sub-accounts. We deduct a charge equal to 0.25% per year of the average daily net assets of the Sub-accounts for the Enhanced Beneficiary Protection Death Benefit and 0.50% per year of the average daily net assets of the Sub-accounts for the HDV Death Benefit. We deduct the charge for each of these benefits to compensate Prudential Annuities for providing increased insurance protection under the optional Death Benefits. The additional annual charge is deducted daily against your Account Value allocated to the Sub-accounts.

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Please refer to the section entitled “Tax Considerations” for additional considerations in relation to the optional Death Benefit.

PRUDENTIAL ANNUITIES’ ANNUITY REWARDS

What is the Annuity Rewards Benefit?

Annuity Rewards is a death benefit enhancement that Owners can elect when the original CDSC period is over. To be eligible to elect Annuity Rewards, the Account Value on the date that the Annuity Rewards benefit is effective must be greater than the amount that would be payable to the Beneficiary under the Death Benefit (including any amounts payable under any Optional Death Benefit then in effect). In addition, the effective date must occur before annuity payments begin. There can only be one effective date for the Annuity Rewards Death Benefit enhancement. There is no additional charge for electing the Annuity Rewards Death Benefit enhancement.

Annuity Rewards offers Owners the ability to lock in an amount equal to the Account Value in the Sub-accounts plus the MVA Fixed Allocations (without the effect of any MVA) as an enhancement to their current basic Death Benefit, so their beneficiaries will not receive less than an Annuity’s value as of the effective date of the benefit. Under the Annuity Rewards Benefit, Prudential Annuities guarantees that the Death Benefit will not be less than:

♦	your Account Value in the Sub-accounts plus the Interim Value in any MVA Fixed Allocations as of the effective date of the benefit

♦	MINUS any proportional withdrawals following the effective date of the benefit

♦	PLUS any additional purchase payments applied to your Annuity following the effective date of the benefit.

The Annuity Rewards Death Benefit enhancement does not affect the calculation of the basic Death Benefit or any Optional Death Benefits available under an Annuity. If the Death Benefit amount payable under your Annuity’s basic Death Benefit or any Optional Death Benefits you purchase is greater than the enhanced Death Benefit under the Annuity Rewards Benefit on the date the Death Benefit is calculated, your beneficiary will receive the greater amount. Annuity Rewards is not available if your Annuity is held as a Beneficiary Annuity.

PAYMENT OF DEATH BENEFITS

Alternative Death Benefit Payment Options – Annuities owned by Individuals (not associated with Tax-Favored Plans)

Except in the case of a spousal assumption as described below, upon your death, certain distributions must be made under the Annuity. The required distributions depend on whether you die before you start taking annuity payments under the Annuity or after you start taking annuity payments under the Annuity.

If you die on or after the Annuity Date, the remaining portion of the interest in the Annuity must be distributed at least as rapidly as under the method of distribution being used as of the date of death.

In the event of your death before the Annuity Date, the Death Benefit must be distributed:

■	within five (5) years of the date of death (the “5 Year Deadline”); or
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as a series of payments not extending beyond the life expectancy of the beneficiary or over the life of the beneficiary. Payments under this option must begin within one year of the date of death. If the Beneficiary does not begin installments by such time, then we require that the Beneficiary take the Death Benefit as a lump sum within the 5 Year Deadline.

Unless you have made an election prior to Death Benefit proceeds becoming due, a Beneficiary can elect to receive the Death Benefit proceeds under the Beneficiary Continuation Option as described below in the section entitled “Beneficiary Continuation Option,” as a series of required distributions.

Upon our receipt of proof of death, we will send to the beneficiary materials that list these payment options.

Alternative Death Benefit Payment Options – Annuities Held by Tax-Favored Plans

The Code provides for alternative death benefit payment options when an Annuity is used as an IRA, 403(b) or other “qualified investment” that requires minimum distributions. Upon your death under an IRA, 403(b) or other “qualified investment”, the designated Beneficiary may generally elect to continue the Annuity and receive Required Minimum Distributions under the Annuity instead of receiving the death benefit in a single payment. The available payment options will depend on whether you die before the date Required Minimum Distributions under the Code were to begin, whether you have named a designated beneficiary and whether the Beneficiary is your surviving spouse.

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If you die after a designated beneficiary has been named, the death benefit must be distributed by December 31st of the year including the five year anniversary of the date of death, or as periodic payments not extending beyond the life expectancy of

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the designated beneficiary (provided such payments begin by December 31st of the year following the year of death). If the Beneficiary does not begin installments by such time, then we require that the Beneficiary take the Death Benefit as a lump sum within the 5 Year Deadline. However, if your surviving spouse is the beneficiary, the death benefit can be paid out over the life expectancy of your spouse with such payments beginning no later than December 31st of the year following the year of death or December 31st of the year in which you would have reached age 70 1/2, which ever is later. Additionally, if the contract is solely payable to (or for the benefit of) your surviving spouse, then the Annuity may be continued with your spouse as the owner. Note that the Worker, Retiree and Employer Recovery Act of 2008 suspended Required Minimum Distributions for 2009. If your beneficiary elects to receive full distribution by December 31st of the year including the five year anniversary of the date of death, 2009 shall not be included in the five year requirement period. This effectively extends this period to December 31st of the year including the six year anniversary date of death.

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If you die before a designated beneficiary is named and before the date required minimum distributions must begin under the Code, the death benefit must be paid out by December 31st of the year including the five year anniversary of the date of death. If the Beneficiary does not begin installments by such time, then we require that the Beneficiary take the Death Benefit as a lump sum within the 5 Year Deadline. For contracts where multiple beneficiaries have been named and at least one of the beneficiaries does not qualify as a designated beneficiary and the account has not been divided into separate accounts by December 31st of the year following the year of death, such contract is deemed to have no designated beneficiary. For this distribution requirement also, 2009 shall not be included in the five year requirement period.

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If you die before a designated beneficiary is named and after the date required minimum distributions must begin under the Code, the death benefit must be paid out at least as rapidly as under the method then in effect. For contracts where multiple beneficiaries have been named and at least one of the beneficiaries does not qualify as a designated beneficiary and the account has not been divided into separate accounts by December 31st of the year following the year of death, such contract is deemed to have no designated beneficiary.

A beneficiary has the flexibility to take out more each year than mandated under the required minimum distribution rules.

Until withdrawn, amounts in an IRA, 403(b) or other “qualified investment” continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the Required Minimum Distribution rules, are subject to tax. You may wish to consult a professional tax advisor for tax advice as to your particular situation.

For a Roth IRA, if death occurs before the entire interest is distributed, the death benefit must be distributed under the same rules applied to IRAs where death occurs before the date Required Minimum Distributions must begin under the Code.

The tax consequences to the beneficiary may vary among the different death benefit payment options. See the Tax Considerations section of this prospectus, and consult your tax advisor.

Beneficiary Continuation Option

Instead of receiving the death benefit in a single payment, or under an Annuity Option, a beneficiary may take the death benefit under an alternative death benefit payment option, as provided by the Code and described above under the sections entitled “Payment of Death Benefits” and “Alternative Death Benefit Payment Options – Annuities Held by Tax-Favored Plans.” This “Beneficiary Continuation Option” is described below and is available for both qualified Annuities (i.e. annuities sold to an IRA, Roth IRA, SEP IRA, or 403(b)), Beneficiary Annuities and non-qualified Annuities.

Under the Beneficiary Continuation Option:

■	The beneficiary must apply at least $15,000 to the Beneficiary Continuation Option. Thus, the death benefit must be at least $15,000.
■	The Owner’s Annuity will be continued in the Owner’s name, for the benefit of the beneficiary.
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Beginning on the date we receive an election by the beneficiary to take the death benefit in a form other than a lump sum, the beneficiary will incur a Settlement Service Charge which is an annual charge assessed on a daily basis against the average assets allocated to the Sub-accounts. For non-qualified Annuities the charge is 1.00% per year, and for qualified Annuities the charge is 1.40% per year.

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Beginning on the date we receive an election by the beneficiary to take the death benefit in a form other than a lump sum, the beneficiary will incur an annual maintenance fee equal to the lesser of $30 or 2% of Account Value. For non-qualified annuities, the fee will only apply if the Account Value is less than $25,000 at the time the fee is assessed. The fee will not apply if it is assessed 30 days prior to a surrender request.

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The initial Account Value will be equal to any death benefit (including any optional death benefit) that would have been payable to the beneficiary if the beneficiary had taken a lump sum distribution.

■	The available Sub-accounts will be among those available to the Owner at the time of death, however certain Sub-Accounts may not be available.
■	The beneficiary may request transfers among Sub-accounts, subject to the same limitations and restrictions that applied to the Owner. Transfers in excess of 20 per year will incur a $10 transfer fee.

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No Fixed Allocations or fixed interest rate options will be offered for the non-qualified Beneficiary Continuation Options. However, for qualified Annuities, the Fixed Allocations will be those offered at the time the Beneficiary Continuation Option is elected.

■	No additional Purchase Payments can be applied to the Annuity.
■	The basic death benefit and any optional benefits elected by the Owner will no longer apply to the beneficiary.
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The beneficiary can request a withdrawal of all or a portion of the Account Value at any time, unless the Beneficiary Continuation Option was the payout predetermined by the Owner and the Owner restricted the beneficiary’s withdrawal rights.

■	Withdrawals are not subject to CDSC.
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Upon the death of the beneficiary, any remaining Account Value will be paid in a lump sum to the person(s) named by the beneficiary (successor), unless the successor chooses to continue receiving payments.

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If the beneficiary elects to receive the death benefit proceeds under the Beneficiary Continuation Option, we must receive the election in good order at least 14 days prior to the first required distribution. If, for any reason, the election impedes our ability to complete the first distribution by the required date, we will be unable to accept the election.

Currently only Investment Options corresponding to Portfolios of the Advanced Series Trust are available under the Beneficiary Continuation Option.

In addition to the materials referenced above, the Beneficiary will be provided with a prospectus and a settlement agreement describing the Beneficiary Continuation Option. We may pay compensation to the broker-dealer of record on the Annuity based on amounts held in the Beneficiary Continuation Option. Please contact us for additional information on the availability, restrictions and limitations that will apply to a beneficiary under the Beneficiary Continuation Option.

Spousal Assumption of Annuity

You may name your spouse as your Beneficiary. If you and your spouse own your Annuity jointly, we assume that the sole primary Beneficiary will be the surviving spouse unless you elect an alternative Beneficiary Designation. Unless you elect an alternative Beneficiary Designation, the spouse Beneficiary may elect to assume ownership of the Annuity instead of taking the Death Benefit payment. Any Death Benefit (including any optional Death Benefits) that would have been payable to the Beneficiary will become the new Account Value as of the date we receive due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the surviving spouse, the new Account Value will be considered as the initial Purchase Payment. No CDSC will apply to the new Account Value. However, any additional Purchase Payments applied after the date the assumption is effective will be subject to all provisions of the Annuity, including any CDSC that may apply to the additional Purchase Payments.

A surviving spouse’s ability to continue ownership of the Annuity may be impacted (see “Managing Your Annuity – Spousal Designations”). Please consult your tax or legal adviser for more information about such impact in your state.

See the section entitled “Managing Your Annuity – Spousal Designations” and “Contingent Annuitant” for a discussion of the treatment of a spousal Contingent Annuitant in the case of the death of the Annuitant in an Annuity owned by a Custodial Account.

When do you determine the Death Benefit?

We determine the amount of the Death Benefit as of the date we receive “due proof of death” (and in certain limited circumstances as of the date of death), any instructions we require to determine the method of payment and any other written representations we require to determine the proper payment of the Death Benefit. “Due proof of death” may include a certified copy of a death certificate, a certified copy of a decree of a court of competent jurisdiction as to the finding of death or other satisfactory proof of death. Upon our receipt of “due proof of death” we automatically transfer the Death Benefit to the AST Money Market Sub-account until we further determine the universe of eligible Beneficiaries. Once the universe of eligible Beneficiaries has been determined each eligible Beneficiary may allocate his or her eligible share of the Death Benefit to an eligible annuity payment option.

Each Beneficiary must make an election as to the method they wish to receive their portion of the Death Benefit. Absent an election of a Death Benefit payment method, no Death Benefit can be paid to the Beneficiary. We may require written acknowledgment of all named Beneficiaries before we can pay the Death Benefit. During the period from the date of death until we receive all required paper work, the amount of the Death Benefit is impacted by the Insurance Charge and may be subject to market fluctuations.

Exceptions to Amount of Death Benefit

There are certain exceptions to the amount of the Death Benefit.

Submission of Due Proof of Death after One Year. If we receive Due Proof of Death more than one year after the date of death, we reserve the right to limit the Death Benefit to the Unadjusted Account Value on the date we receive Due Proof of Death (i.e., we would not pay the minimum Death Benefit or any Optional Death Benefit).

Death Benefit Suspension Period. You should be aware that there is a Death Benefit suspension period (unless prohibited by applicable law). If the decedent was not the Owner or Annuitant as of the Issue Date (or within 60 days thereafter), and did not

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become the Owner or Annuitant due to the prior Owner’s or Annuitant’s death, any Death Benefit (including any optional Death Benefit) that applies will be suspended for a two-year period as to that person from the date he or she first became Owner or Annuitant. While the two year suspension is in effect, the Death Benefit amount will equal the Account Value plus the Interim Value in the MVA Fixed Allocations, less any Purchase Credits granted during the period beginning 12 months prior to decedent’s date of death and ending on the date we receive Due Proof of death. Thus, if you had elected an Optional Death Benefit, and the suspension were in effect, you would be paying the fee for the Optional Death Benefit even though during the suspension period your Death Benefit would have been limited to the Account Value plus the Interim Value in the MVA Fixed Allocations. After the two year suspension period is completed, the Death Benefit is the same as if the suspension period had not been in force. See the section of the prospectus above generally with regard to changes of Owner and Annuitant that are allowable.

Beneficiary Annuity. With respect to a Beneficiary Annuity, the Death Benefit is triggered by the death of the beneficial Owner (or the Key Life, if entity-owned). However, if the Annuity is held as a Beneficiary Annuity, the Owner is an entity, and the Key Life is already deceased, then no Death Benefit is payable upon the death of the beneficial Owner.

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VALUING YOUR INVESTMENT

HOW IS MY ACCOUNT VALUE DETERMINED?

During the accumulation period, your Annuity has an Account Value. The Account Value is determined separately for each Sub-account allocation and for each Fixed Allocation. The Account Value is the sum of the values of each Sub-account allocation and the value of each Fixed Allocation. For Annuities with a Highest Daily Lifetime Five election, Account Value also includes the value of any allocation to the Benefit Fixed Rate Account. See the “Living Benefits – Highest Daily Lifetime Five” section of the Prospectus for a description of the Benefit Fixed Rate Account. The Account Value does not reflect any CDSC that may apply to a withdrawal or surrender. The Account Value includes any Credits we applied to your Purchase Payments which we are entitled to take back under certain circumstances. When determining the Account Value on a day more than 30 days prior to a MVA Fixed Allocation’s Maturity Date, the Account Value may include any Market Value Adjustment that would apply to a MVA Fixed Allocation (if withdrawn or transferred) on that day.

WHAT IS THE SURRENDER VALUE OF MY ANNUITY?

The Surrender Value of your Annuity is the value available to you on any day during the accumulation period. The Surrender Value is defined under “Glossary of Terms” above.

HOW AND WHEN DO YOU VALUE THE SUB-ACCOUNTS?

When you allocate Account Value to a Sub-account, you are purchasing units of the Sub-account. Each Sub-account invests exclusively in shares of an underlying Portfolio. The value of the Units fluctuates with the market fluctuations of the Portfolios. The value of the Units also reflects the daily accrual for the Insurance Charge, and if you elected one or more optional benefits whose annual charge is deducted daily, the additional charge made for such benefits. There may be several different Unit Prices for each Sub-account to reflect the Insurance Charge, and the charges for any optional benefits. The Unit Price for the Units you purchase will be based on the total charges for the benefits that apply to your Annuity. See the section entitled “What Happens to My Units When There is a Change in Daily Asset-Based Charges?” for a detailed discussion of how Units are purchased and redeemed to reflect changes in the daily charges that apply to your Annuity.

Each Valuation Day, we determine the price for a Unit of each Sub-account, called the “Unit Price.” The Unit Price is used for determining the value of transactions involving Units of the Sub-accounts. We determine the number of Units involved in any transaction by dividing the dollar value of the transaction by the Unit Price of the Sub-account as of the Valuation Day.

Example

Assume you allocate $5,000 to a Sub-account. On the Valuation Day you make the allocation, the Unit Price is $14.83. Your $5,000 buys 337.154 Units of the Sub-account. Assume that later, you wish to transfer $3,000 of your Account Value out of that Sub-account and into another Sub-account. On the Valuation Day you request the transfer, the Unit Price of the original Sub-account has increased to $16.79 and the Unit Price of the new Sub-account is $17.83. To transfer $3,000, we sell 178.677 Units at the current Unit Price, leaving you 158.477 Units. We then buy $3,000 of Units of the new Sub-account at the Unit Price of $17.83. You would then have 168.255 Units of the new Sub-account.

HOW DO YOU VALUE FIXED ALLOCATIONS?

During the Guarantee Period, we use the concept of an Interim Value for the MVA Fixed Allocations. The Interim Value can be calculated on any day and is equal to the initial value allocated to a MVA Fixed Allocation plus all interest credited to a MVA Fixed Allocation as of the date calculated. The Interim Value does not include the impact of any Market Value Adjustment. If you made any transfers or withdrawals from an MVA Fixed Allocation, the Interim Value will reflect the withdrawal of those amounts and any interest credited to those amounts before they were withdrawn. To determine the Account Value of a MVA Fixed Allocation on any day more than 30 days prior to its Maturity Date, we multiply the Account Value of the MVA Fixed Allocation times the Market Value Adjustment factor. In addition to MVA Fixed Allocations that are subject to a Market Value Adjustment, we offer DCA Fixed Rate Options that are used with our 6 or 12 Month Dollar Cost Averaging Program, and are not subject to any MVA. Account Value allocated to the DCA Fixed Rate Options earns the declared rate of interest while it is transferred over a 6 month or 12 month period into the Sub-accounts that you have designated.

WHEN DO YOU PROCESS AND VALUE TRANSACTIONS?

Prudential Annuities is generally open to process financial transactions on those days that the New York Stock Exchange (NYSE) is open for trading. There may be circumstances where the NYSE does not open on a regularly scheduled date or time or closes at an earlier time than scheduled (normally 4:00 p.m. EST). Generally, financial transactions requested before the close of the NYSE which meet our requirements will be processed according to the value next determined following the close of business. Financial transactions requested on a non-Valuation Day or after the close of the NYSE will be processed based on the value next computed on the next Valuation Day. There may be circumstances when the opening or closing time of the NYSE is different than other major stock exchanges, such as NASDAQ or the American Stock Exchange. Under such circumstances, the closing time of the NYSE will be used when valuing and processing transactions.

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There may be circumstances where the NYSE is open, however, due to inclement weather, natural disaster or other circumstances beyond our control, our offices may be closed or our business processing capabilities may be restricted. Under those circumstances, your Account Value may fluctuate based on changes in the Unit Values, but you may not be able to transfer Account Value, or make a purchase or redemption request.

We have arrangements with certain selling firms, under which receipt by the firm in good order prior to our cut-off time on a given Valuation Day is treated as receipt by us on that Valuation Day for pricing purposes. Currently, we have such an arrangement with Citigroup Global Markets Inc. (“CGM”). In addition, we currently have an arrangement with Merrill Lynch, Pierce, Fenner & Smith, Inc. (“Merrill Lynch”) under which transfer orders between Sub-accounts that are received in good order by Merrill Lynch prior to the NYSE close on a given Valuation Day will be priced by us as of that Valuation Day. The arrangements with CGM and Merrill Lynch may be terminated in certain circumstances.

There may be circumstances where the NYSE is open, however, due to inclement weather, natural disaster or other circumstances beyond our control, our offices may be closed or our business processing capabilities may be restricted. Under those circumstances, your Account Value may fluctuate based on changes in the Unit Values, but you may not be able to transfer Account Value, or make a purchase or redemption request. The NYSE is closed on the following nationally recognized holidays: New Year’s Day, Martin Luther King, Jr. Day, Presidents’ Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving, and Christmas. On those dates, we will not process any financial transactions involving purchase or redemption orders.

Prudential Annuities will also not process financial transactions involving purchase or redemption orders or transfers on any day that:

■	trading on the NYSE is restricted;
■	an emergency, as determined by the SEC, exists as determined by the SEC making redemption or valuation of securities held in the separate account impractical; or
■	the SEC, by order, permits the suspension or postponement for the protection of security holders.

If, pursuant to SEC rules, the AST Money Market Portfolio suspends payment of redemption proceeds in connection with a liquidation of the Portfolio, we will delay payment of any transfer, full or partial withdrawal, or death benefit from the AST Money Market Sub-account until the Portfolio is liquidated.

Initial Purchase Payments: We are required to allocate your initial Purchase Payment to the Sub-accounts within two (2) Valuation Days after we receive all of our requirements at our office to issue an Annuity. If we do not have all the required information to allow us to issue your Annuity, we may retain the Purchase Payment while we try to reach you or your representative to obtain all of our requirements. If we are unable to obtain all of our required information within five (5) Valuation Days, we are required to return the Purchase Payment to you at that time, unless you specifically consent to our retaining the Purchase Payment while we gather the required information. Once we obtain the required information, we will invest the Purchase Payment (and any associated Credits) and issue an Annuity within two (2) Valuation Days. With respect to both your initial Purchase Payment and any subsequent Purchase Payment that is pending investment in our separate account, we may hold the amount temporarily in our general account and may earn interest on such amount. You will not be credited with interest during that period.

As permitted by applicable law, the broker-dealer firm through which you purchase your Annuity may forward your initial Purchase Payment to us prior to approval of your purchase by a registered principal of the firm. These arrangements are subject to a number of regulatory requirements, including that until such time that the insurer is notified of the firm’s principal approval and is provided with the application, or is notified of the firm principal’s rejection, customer funds will be held by the insurer in a segregated bank account. In addition, the insurer must promptly return the customer’s funds at the customer’s request prior to the firm’s principal approval or upon the firm’s rejection of the application. The monies held in the bank account will be held in a suspense account within our general account and we may earn interest on amounts held in that suspense account. Contract owners will not be credited with any interest earned on amounts held in that suspense account. The monies in such suspense account may be subject to our general creditors. Moreover, because the FINRA rule authorizing the use of such accounts is new, there may be uncertainty as to the segregation and treatment of such insurance company general account assets under applicable Federal and State laws.

Additional Purchase Payments: We will apply any additional Purchase Payments (and any associated Credit) on the Valuation Day that we receive the Purchase Payment at our office with satisfactory allocation instructions. We may limit, restrict, suspend or reject any additional purchase payments at any time, on a non-discriminatory basis. Please see “Living Benefits” for further information on additional purchase payments.

Scheduled Transactions: Scheduled transactions include transfers made in connection with dollar cost averaging, the asset allocation program, auto-rebalancing, systematic withdrawals, systematic investments, required minimum distributions, substantially equal periodic payments under Section 72(t) of the Code, or annuity payments. Scheduled transactions are processed and valued as of the date they are scheduled, unless the scheduled day is not a Valuation Day. In that case, the transaction will be processed and valued on the next Valuation Day, unless (with respect to required minimum distributions, substantially equal periodic payments under Section 72(t)/72(q) of the Code, systematic withdrawals and annuity payments only), the next Valuation Day falls in the subsequent calendar year, in which case the transaction will be processed and valued on the prior Valuation Day.

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In addition, if: you are taking your Annual Income Amount through our systematic withdrawal program; and the scheduled day is not a Valuation Day; and the next Valuation Day will occur in a new contract year, the transaction will be processed and valued on the prior Valuation Day.

Unscheduled Transactions: “Unscheduled” transactions include any other non-scheduled transfers and requests for Partial Withdrawals or Free Withdrawals or Surrenders. Unscheduled transactions are processed and valued as of the Valuation Day we receive the request at our Office and have all of the required information. We may postpone paying any amount for a full or partial surrender to authenticate the signature on a request. In the event that we postpone payment, the request will not be effective until we have validated the signature on the request to our satisfaction. Once accepted, the request for a full or partial surrender will be paid within seven days.

Medically-Related Surrenders & Death Benefits: Medically-Related Surrender requests and Death Benefit claims require our review and evaluation before processing. We price such transactions as of the date we receive at our Office all supporting documentation we require for such transactions and that are satisfactory to us.

We are generally required by law to pay any surrender request or death benefit claims from the Separate Account within 7 days of our receipt of your request in good order.

Termination of Optional Benefits: Except for the Guaranteed Minimum Income Benefit, the “Combination 5% Roll-up and Highest Anniversary Value Death Benefit” and the Highest Daily Value Death Benefit, which generally cannot be terminated by the owner once elected, if any optional benefit terminates, we will no longer deduct the charge we apply to purchase the optional benefit. Certain optional benefits may be added after you have purchased your Annuity. On the date a charge no longer applies or a charge for an optional benefit begins to be deducted, your Annuity will become subject to a different daily asset-based charge. This change may result in the number of Units attributed to your Annuity and the value of those Units being different than it was before the change; however, the adjustment in the number of Units and Unit Price will not affect your Account Value (although the change in charges that are deducted will affect your Account Value).

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TAX CONSIDERATIONS

The tax considerations associated with an Annuity vary depending on whether the contract is (i) owned by an individual or non-natural person, and not associated with a tax-favored retirement plan, or (ii) held under a tax-favored retirement plan. We discuss the tax considerations for these categories of contracts below. The discussion is general in nature and describes only federal income tax law (not state or other tax laws). It is based on current law and interpretations which may change. The information provided is not intended as tax advice. You should consult with a qualified tax advisor for complete information and advice. References to Purchase Payments below relate to the cost basis in your contract. Generally, the cost basis in a contract not associated with a tax-favored retirement plan is the amount you pay into your contract, or into annuities exchanged for your contract, on an after-tax basis less any withdrawals of such payments. Cost basis for a tax-favored retirement plan is provided only in limited circumstances, such as for contributions to a Roth IRA or nondeductible IRA.

The discussion below generally assumes that the Annuity is issued to the Annuity Owner. For Annuities issued under the Beneficiary Continuation Option or as a Beneficiary Annuity, refer to the Taxes Payable by Beneficiaries for Nonqualified Annuity Contracts and Required Distributions Upon Your Death for Qualified Annuity Contracts in this Tax Considerations section.

Same Sex Couples

The summary that follows includes a description of certain spousal rights under the contract and our administration of such spousal rights and related tax reporting. Prior to a recent Supreme Court decision, and consistent with Section 3 of the federal Defense of Marriage Act (“DOMA”), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in United States v. Windsor, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing for federal law purposes a valid same sex marriage. The Windsor decision means that the favorable tax benefits afforded by the federal tax law to an opposite sex spouse under the Internal Revenue Code (IRC) are now available to a same sex spouse.

On August 29, 2013, the Internal Revenue Service (“IRS”) issued guidance on its position regarding same sex marriages for federal tax purposes. If a couple is married in a jurisdiction (including a foreign country) that recognizes same sex marriages, that marriage will be recognized for all federal tax purposes regardless of the law in the jurisdiction where they reside. However, the IRS did not recognize civil unions and registered domestic partnerships as marriages for federal tax purposes. Currently, if a state does not recognize a civil union or a registered domestic partnership as a marriage, it is not a marriage for federal tax purposes.

There are several unanswered questions regarding the scope and impact of the Windsor case both as to the application of federal and state tax law. Absent further guidance from a state to the contrary, we will tax report and withhold at the state level consistent with the characterization of a given transaction under federal tax law (for example, a tax free rollover).

Please consult with your tax or legal advisor before electing the Spousal Benefit for a same sex spouse or civil union partner.

NONQUALIFIED ANNUITY CONTRACTS

In general, as used in this prospectus, a Nonqualified Annuity is owned by an individual or non-natural person and is not associated with a tax-favored retirement plan.

Taxes Payable by You

We believe the Annuity is an annuity contract for tax purposes. Accordingly, as a general rule, you should not pay any tax until you receive money under the contract. Generally, annuity contracts issued by the same company (and affiliates) to you during the same calendar year must be treated as one annuity contract for purposes of determining the amount subject to tax under the rules described below. Charges for investment advisory fees that are taken from the contract are treated as a partial withdrawal from the contract and will be reported as such to the contract Owner.

It is possible that the Internal Revenue Service (IRS) could assert that some or all of the charges for the optional living benefits under the contract should be treated for federal income tax purposes as a partial withdrawal from the contract. If this were the case, the charge for this benefit could be deemed a withdrawal and treated as taxable to the extent there are earnings in the contract. Additionally, for Owners under age 59 1/2, the taxable income attributable to the charge for the benefit could be subject to a tax penalty. If the IRS determines that the charges for one or more benefits under the contract are taxable withdrawals, then the sole or surviving Owner will be provided with a notice from us describing available alternatives regarding these benefits.

You must commence annuity payments or surrender your Annuity no later than the first day of the calendar month next following the maximum Annuity date for your Annuity. For some of our contracts, you are able to choose to defer the Annuity Date beyond the default Annuity date described in your Annuity. However, the IRS may not then consider your contract to be an annuity under the tax law.

Taxes on Withdrawals and Surrender

If you make a withdrawal from your contract or surrender it before annuity payments begin, the amount you receive will be taxed as ordinary income, rather than as return of Purchase Payments, until all gain has been withdrawn. Once all gain has been withdrawn,

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payments will be treated as a nontaxable return of Purchase Payments until all Purchase Payments have been returned. After all Purchase Payments are returned, all subsequent amounts will be taxed as ordinary income. You will generally be taxed on any withdrawals from the contract while you are alive even if the withdrawal is paid to someone else. Withdrawals under any of the optional living benefits or as a systematic payment are taxed under these rules. If you assign or pledge all or part of your contract as collateral for a loan, the part assigned generally will be treated as a withdrawal and subject to income tax to the extent of gain. If you transfer your contract for less than full consideration, such as by gift, you will also trigger tax on any gain in the contract. This rule does not apply if you transfer the contract to your spouse or under most circumstances if you transfer the contract incident to divorce.

If you choose to receive payments under an interest payment option, or a Beneficiary chooses to receive a death benefit under an interest payment option, that election will be treated, for tax purposes, as surrendering your Annuity and will immediately subject any gain in the contract to income tax.

Taxes on Annuity Payments

A portion of each annuity payment you receive will be treated as a partial return of your Purchase Payments and will not be taxed. The remaining portion will be taxed as ordinary income. Generally, the nontaxable portion is determined by multiplying the annuity payment you receive by a fraction, the numerator of which is your Purchase Payments (less any amounts previously received tax-free) and the denominator of which is the total expected payments under the contract. After the full amount of your Purchase Payments has been recovered tax-free, the full amount of the annuity payments will be taxable. If annuity payments stop due to the death of the Annuitant before the full amount of your Purchase Payments have been recovered, a tax deduction may be allowed for the unrecovered amount.

If your Account Value is reduced to zero but the Annuity remains in force due to a benefit provision, further distributions from the Annuity will be reported as annuity payments, using an exclusion ratio based upon the undistributed purchase payments in the Annuity and the total value of the anticipated future payments until such time as all Purchase Payments have been recovered.

Please refer to your Annuity contract for the maximum Annuity Date, also described above.

Partial Annuitization

Individuals may partially annuitize their nonqualified annuity if the contract so permits. The tax law allows for a portion of a nonqualified annuity, endowment or life insurance contract to be annuitized while the balance is not annuitized. The annuitized portion must be paid out over 10 or more years or over the lives of one or more individuals. The annuitized portion of the contract is treated as a separate contract for purposes of determining taxability of the payments under IRC section 72. We do not currently permit partial annuitization.

Medicare Tax on Net Investment Income

The Patient Protection and Affordable Care Act, also known as the 2010 Health Care Act, included a new Medicare tax on investment income. This new tax, which became effective in 2013, assesses a 3.8% surtax on the lesser of (1) net investment income or (2) the excess of “modified adjusted gross income” over a threshold amount. The “threshold amount” is $250,000 for married taxpayers filing jointly, $125,000 for married taxpayers filing separately, $200,000 for single taxpayers, and approximately $12,000 for trusts. The taxable portion of payments received as a withdrawal, surrender, annuity payment, death benefit payment or any other actual or deemed distribution under the contract will be considered investment income for purposes of this surtax.

Tax Penalty for Early Withdrawal from a Nonqualified Annuity Contract

You may owe a 10% tax penalty on the taxable part of distributions received from your Nonqualified Annuity contract before you attain age 59 1/2. Amounts are not subject to this tax penalty if:

■	the amount is paid on or after you reach age 59 1/2 or die;
■	the amount received is attributable to your becoming disabled;
■

generally the amount paid or received is in the form of substantially equal payments (as defined in the Code) not less frequently than annually (please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years and modification of payments during that time period will result in retroactive application of the 10% tax penalty); or

■	the amount received is paid under an immediate annuity contract (in which annuity payments begin within one year of purchase).

Other exceptions to this tax may apply. You should consult your tax advisor for further details.

Special Rules in Relation to Tax-free Exchanges Under Section 1035

Section 1035 of the Code permits certain tax-free exchanges of a life insurance, annuity or endowment contract for an annuity, including tax-free exchanges of annuity death benefits for a Beneficiary Annuity. Partial surrenders may be treated in the same way as tax-free 1035 exchanges of entire contracts, therefore avoiding current taxation of the partially exchanged amount as well as the 10% tax penalty on pre-age 59 1/2 withdrawals. In Revenue Procedure 2011-38, the IRS has indicated that, for exchanges on or after October 24, 2011, where there is a surrender or distribution from either the initial annuity contract or receiving annuity contract within 180 days of the date on which the partial exchange was completed, the IRS will apply general tax rules to determine the substance and treatment of the original transfer. We strongly urge you to discuss any transaction of this type with your tax advisor before proceeding with the transaction.

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If an Annuity is purchased through a tax-free exchange of a life insurance, annuity or endowment contract that was purchased prior to August 14, 1982, then any Purchase Payments made to the original contract prior to August 14, 1982 will be treated as made to the new contract prior to that date. Generally, such pre-August 14, 1982 withdrawals are treated as a recovery of your investment in the contract first until Purchase Payments made before August 14, 1982 are withdrawn. Moreover, income allocable to Purchase Payments made before August 14, 1982, is not subject to the 10% tax penalty.

Taxes Payable by Beneficiaries for Nonqualified Annuity Contracts

The Death Benefit options are subject to ordinary income tax to the extent the distribution exceeds the cost basis in the contract. The value of the Death Benefit, as determined under federal law, is also included in the Owner’s estate for federal estate tax purposes. Generally, the same tax rules described above would also apply to amounts received by your Beneficiary. Choosing an option other than a lump sum Death Benefit may defer taxes. Certain minimum distribution requirements apply upon your death, as discussed further below in the Annuity Qualification section. Tax consequences to the Beneficiary vary depending upon the Death Benefit payment option selected. Generally, for payment of the Death Benefit

■	As a lump sum payment: the Beneficiary is taxed in the year of payment on gain in the contract.
■	Within 5 years of death of Owner: the Beneficiary is taxed as amounts are withdrawn (in this case gain is treated as being distributed first).
■

Under an annuity or annuity settlement option with distribution beginning within one year of the date of death of the Owner: the Beneficiary is taxed on each payment (part will be treated as gain and part as return of Purchase Payments).

Considerations for Contingent Annuitants: We may allow the naming of a contingent Annuitant when a Nonqualified Annuity contract is held by a pension plan or a tax favored retirement plan, or held by a Custodial Account (as defined earlier in this prospectus). In such a situation, the Annuity may no longer qualify for tax deferral where the Annuity contract continues after the death of the Annuitant. However, tax deferral should be provided instead by the pension plan, tax favored retirement plan, or Custodial Account. We may also allow the naming of a contingent annuitant when a Nonqualified Annuity contract is held by an entity owner when such contracts do not qualify for tax deferral under the current tax law. This does not supersede any benefit language which may restrict the use of the contingent annuitant.

Reporting and Withholding on Distributions

Taxable amounts distributed from an Annuity are subject to federal and state income tax reporting and withholding. In general, we will withhold federal income tax from the taxable portion of such distribution based on the type of distribution. In the case of an annuity or similar periodic payment, we will withhold as if you are a married individual with three (3) exemptions unless you designate a different withholding status. If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default. In the case of all other distributions, we will withhold at a 10% rate. You may generally elect not to have tax withheld from your payments. An election out of withholding must be made on forms that we provide. If you are a U.S. person (including resident alien), and your address of record is a non-U.S. address, we are required to withhold income tax unless you provide us with a U.S. residential address.

State income tax withholding rules vary and we will withhold based on the rules of your State of residence. Special tax rules apply to withholding for nonresident aliens, and we generally withhold income tax for nonresident aliens at a 30% rate. A different withholding rate may be applicable to a nonresident alien based on the terms of an existing income tax treaty between the United States and the nonresident alien’s country. Please refer to the discussion below regarding withholding rules for a Qualified Annuity.

Regardless of the amount withheld by us, you are liable for payment of federal and state income tax on the taxable portion of annuity distributions. You should consult with your tax advisor regarding the payment of the correct amount of these income taxes and potential liability if you fail to pay such taxes.

Entity Owners

Where a contract is held by a non-natural person (e.g. a corporation), other than as an agent or nominee for a natural person (or in other limited circumstances), the contract will not be taxed as an annuity and increases in the value of the contract over its cost basis will be subject to tax annually.

Where a contract is issued to a Charitable Remainder Trust (CRT), the contract will not be taxed as an annuity and increases in the value of the contract over its cost basis will be subject to tax annually. As there are charges for the optional living benefits described elsewhere in this prospectus, and such charges reduce the contract value of the Annuity, trustees of the CRT should discuss with their legal advisors whether election of such optional living benefits violates their fiduciary duty to the remainder beneficiary.

Where a contract is issued to a trust, and such trust is characterized as a grantor trust under the Code, such contract shall not be considered to be held by a non-natural person and will be subject to the tax reporting and withholding requirements generally applicable to a Nonqualified Annuity. At this time, we will not issue an Annuity to grantor trusts with multiple grantors.

At this time, we will not issue an Annuity to a grantor trust where the Grantor is not also the Annuitant. Where a previously issued contract was structured so that it is owned by a grantor trust but the Annuitant is not the grantor, then the contract is required to

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terminate upon the death of the grantor of the trust if the grantor pre-deceases the Annuitant under Section 72(s) of the Code. Under this circumstance, the contract value will be paid out to the trust and it is not eligible for the death benefit provided under the contract.

Annuity Qualification

Diversification And Investor Control. In order to qualify for the tax rules applicable to annuity contracts described above, the assets underlying the Sub-accounts of an Annuity must be diversified, according to certain rules under the Internal Revenue Code. Each portfolio is required to diversify its investments each quarter so that no more than 55% of the value of its assets is represented by any one investment, no more than 70% is represented by any two investments, no more than 80% is represented by any three investments, and no more than 90% is represented by any four investments. Generally, securities of a single issuer are treated as one investment and obligations of each U.S. Government agency and instrumentality (such as the Government National Mortgage Association) are treated as issued by separate issuers. In addition, any security issued, guaranteed or insured (to the extent so guaranteed or insured) by the United States or an instrumentality of the U.S. will be treated as a security issued by the U.S. Government or its instrumentality, where applicable. We believe the Portfolios underlying the variable Investment Options of the Annuity meet these diversification requirements.

An additional requirement for qualification for the tax treatment described above is that we, and not you as the contract Owner, must have sufficient control over the underlying assets to be treated as the Owner of the underlying assets for tax purposes. While we also believe these investor control rules will be met, the Treasury Department may promulgate guidelines under which a variable annuity will not be treated as an annuity for tax purposes if persons with ownership rights have excessive control over the investments underlying such variable annuity. It is unclear whether such guidelines, if in fact promulgated, would have retroactive effect. It is also unclear what effect, if any, such guidelines might have on transfers between the Investment Options offered pursuant to this prospectus. We reserve the right to take any action, including modifications to your Annuity or the Investment Options, required to comply with such guidelines if promulgated. Any such changes will apply uniformly to affected Owners and will be made with such notice to affected Owners as is feasible under the circumstances.

Required Distributions Upon Your Death for Nonqualified Annuity Contracts. Upon your death, certain distributions must be made under the contract. The required distributions depend on whether you die before you start taking annuity payments under the contract or after you start taking annuity payments under the contract. If you die on or after the Annuity Date, the remaining portion of the interest in the contract must be distributed at least as rapidly as under the method of distribution being used as of the date of death. If you die before the Annuity Date, the entire interest in the contract must be distributed within 5 years after the date of death, or as periodic payments over a period not extending beyond the life or life expectancy of the designated Beneficiary (provided such payments begin within one year of your death). Your designated Beneficiary is the person to whom benefit rights under the contract pass by reason of death, and must be a natural person in order to elect a periodic payment option based on life expectancy or a period exceeding five years. Additionally, if the Annuity is payable to (or for the benefit of) your surviving spouse, that portion of the contract may be continued with your spouse as the Owner. For Nonqualified annuity contracts owned by a non-natural person, the required distribution rules apply upon the death of the Annuitant. This means that for a contract held by a non-natural person (such as a trust) for which there is named a co-annuitant, then such required distributions will be triggered by the death of the first co-annuitants to die.

Changes In Your Annuity. We reserve the right to make any changes we deem necessary to assure that your Annuity qualifies as an annuity contract for tax purposes. Any such changes will apply to all contract Owners and you will be given notice to the extent feasible under the circumstances.

QUALIFIED ANNUITY CONTRACTS

In general, as used in this prospectus, a Qualified Annuity is an Annuity contract with applicable endorsements for a tax-favored plan or a Nonqualified Annuity contract held by a tax-favored retirement plan.

The following is a general discussion of the tax considerations for Qualified Annuity contracts. This Annuity may or may not be available for all types of the tax-favored retirement plans discussed below. This discussion assumes that you have satisfied the eligibility requirements for any tax-favored retirement plan. Please consult your Financial Professional prior to purchase to confirm if this contract is available for a particular type of tax-favored retirement plan or whether we will accept the type of contribution you intend for this contract.

A Qualified annuity may typically be purchased for use in connection with:

■	Individual retirement accounts and annuities (IRAs), including inherited IRAs (which we refer to as a Beneficiary IRA), which are subject to Sections 408(a) and 408(b) of the Code;
■	Roth IRAs, including inherited Roth IRAs (which we refer to as a Beneficiary Roth IRA) under Section 408A of the Code;
■	A corporate Pension or Profit-sharing plan (subject to 401(a) of the Code);
■	H.R. 10 plans (also known as Keogh Plans, subject to 401(a) of the Code)
■	Tax Sheltered Annuities (subject to 403(b) of the Code, also known as Tax Deferred Annuities or TDAs);
■	Section 457 plans (subject to 457 of the Code).

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A Nonqualified annuity may also be purchased by a 401(a) trust or custodial IRA or Roth IRA account, or a Section 457 plan, which can hold other permissible assets. The terms and administration of the trust or custodial account or plan in accordance with the laws and regulations for 401(a) plans, IRAs or Roth IRAs, or a Section 457 plan, as applicable, are the responsibility of the applicable trustee or custodian.

You should be aware that tax favored plans such as IRAs generally provide income tax deferral regardless of whether they invest in annuity contracts. This means that when a tax favored plan invests in an annuity contract, it generally does not result in any additional tax benefits (such as income tax deferral and income tax free transfers).

Types of Tax-favored Plans

IRAs. If you buy an Annuity for use as an IRA, we will provide you a copy of the prospectus and contract. The “IRA Disclosure Statement” and “Roth IRA Disclosure Statement” which accompany the prospectus contain information about eligibility, contribution limits, tax particulars, and other IRA information. In addition to this information (some of which is summarized below), the IRS requires that you have a “Free Look” after making an initial contribution to the contract. During this time, you can cancel the Annuity by notifying us in writing, and we will refund all of the Purchase Payments under the Annuity (or, if provided by applicable state law, the amount credited under the Annuity, if greater), less any applicable federal and state income tax withholding.

Contributions Limits/Rollovers. Subject to the minimum Purchase Payment requirements of an Annuity, you may purchase an Annuity for an IRA in connection with a “rollover” of amounts from a qualified retirement plan, as a transfer from another IRA, by making a contribution consisting of your IRA contributions and catch-up contributions, if applicable, attributable to the prior year during the period from January 1 to April 15 (or the applicable due date of your federal income tax return, without extension), or as a current year contribution. In 2014 the contribution limit is $5,500. The contribution amount is indexed for inflation. The tax law also provides for a catch-up provision for individuals who are age 50 and above, allowing these individuals an additional $1,000 contribution each year. The catch-up amount is not indexed for inflation.

The “rollover” rules under the Code are fairly technical; however, an individual (or his or her surviving spouse) may generally “roll over” certain distributions from tax favored retirement plans (either directly or within 60 days from the date of these distributions) if he or she meets the requirements for distribution. Once you buy an Annuity, you can make regular IRA contributions under the Annuity (to the extent permitted by law). However, if you make such regular IRA contributions, you should note that you will not be able to treat the contract as a “conduit IRA”, which means that you will not retain possible favorable tax treatment if you subsequently “roll over” the contract funds originally derived from a qualified retirement plan or TDA into another Section 401(a) plan or TDA.

In some circumstances, non-spouse Beneficiaries may roll over to an IRA amounts due from qualified plans, 403(b) plans, and governmental 457(b) plans. However, the rollover rules applicable to non-spouse Beneficiaries under the Code are more restrictive than the rollover rules applicable to Owner/participants and spouse Beneficiaries. Generally, non-spouse Beneficiaries may roll over distributions from tax favored retirement plans only as a direct rollover, and if permitted by the plan. For plan years beginning after December 31, 2009, employer retirement plans are required to permit non-spouse Beneficiaries to roll over funds to an inherited IRA. An inherited IRA must be directly rolled over from the employer plan or transferred from an IRA and must be titled in the name of the deceased (i.e., John Doe deceased for the benefit of Jane Doe). No additional contributions can be made to an inherited IRA. In this prospectus, an inherited IRA is also referred to as a Beneficiary Annuity.

Required Provisions. Contracts that are IRAs (or endorsements that are part of the contract) must contain certain provisions:

■	You, as Owner of the contract, must be the “Annuitant” under the contract (except in certain cases involving the division of property under a decree of divorce);
■	Your rights as Owner are non-forfeitable;
■	You cannot sell, assign or pledge the contract;
■	The annual contribution you pay cannot be greater than the maximum amount allowed by law, including catch-up contributions if applicable (which does not include any rollover amounts);
■	The date on which required minimum distributions must begin cannot be later than April 1st of the calendar year after the calendar year you turn age 70 1/2; and
■	Death and annuity payments must meet Required Minimum Distribution rules described below.

Usually, the full amount of any distribution from an IRA (including a distribution from this contract) which is not a rollover is taxable. As taxable income, these distributions are subject to the general tax withholding rules described earlier regarding a Nonqualified Annuity. In addition to this normal tax liability, you may also be liable for the following, depending on your actions:

■	A 10% early withdrawal penalty described below;
■	Liability for “prohibited transactions” if you, for example, borrow against the value of an IRA; or
■	Failure to take a Required Minimum Distribution, also described below.

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SEPs. SEPs are a variation on a standard IRA, and contracts issued to a SEP must satisfy the same general requirements described under IRAs (above). There are, however, some differences:

■

If you participate in a SEP, you generally do not include in income any employer contributions made to the SEP on your behalf up to the lesser of (a) $52,000 in 2014, or (b) 25% of your taxable compensation paid by the contributing employer (not including the employer’s SEP contribution as compensation for these purposes). However, for these purposes, compensation in excess of certain limits established by the IRS will not be considered. In 2014, this limit is $260,000;

■	SEPs must satisfy certain participation and nondiscrimination requirements not generally applicable to IRAs; and
■

SEPs that contain a salary reduction or “SARSEP” provision prior to 1997 may permit salary deferrals up to $17,500 in 2014 with the employer making these contributions to the SEP. However, no new “salary reduction” or “SARSEPs” can be established after 1996. Individuals participating in a SARSEP who are age 50 or above by the end of the year will be permitted to contribute an additional $5,500 in 2014. These amounts are indexed for inflation. Not all Annuities issued by us are available for SARSEPs. You will also be provided the same information, and have the same “Free Look” period, as you would have if you purchased the contract for a standard IRA.

ROTH IRAs. The “Roth IRA Disclosure Statement” contains information about eligibility, contribution limits, tax particulars and other Roth IRA information. Like standard IRAs, income within a Roth IRA accumulates tax-free, and contributions are subject to specific limits. Roth IRAs have, however, the following differences:

■	Contributions to a Roth IRA cannot be deducted from your gross income;
■

“Qualified distributions” from a Roth IRA are excludable from gross income. A “qualified distribution” is a distribution that satisfies two requirements: (1) the distribution must be made (a) after the Owner of the IRA attains age 59 1/2; (b) after the Owner’s death; (c) due to the Owner’s disability; or (d) for a qualified first time homebuyer distribution within the meaning of Section 72(t)(2)(F) of the Code; and (2) the distribution must be made in the year that is at least five tax years after the first year for which a contribution was made to any Roth IRA established for the Owner or five years after a rollover, transfer, or conversion was made from a traditional IRA to a Roth IRA. Distributions from a Roth IRA that are not qualified distributions will be treated as made first from contributions and then from earnings and earnings will be taxed generally in the same manner as distributions from a traditional IRA.

■

If eligible (including meeting income limitations and earnings requirements), you may make contributions to a Roth IRA after attaining age 70 1/2, and distributions are not required to begin upon attaining such age or at any time thereafter.

Subject to the minimum Purchase Payment requirements of an Annuity, you may purchase an Annuity for a Roth IRA in connection with a “rollover” of amounts of another traditional IRA, SEP, SIMPLE-IRA, employer sponsored retirement plan (under sections 401(a) or 403(b) of the Code) or Roth IRA; or, if you meet certain income limitations, by making a contribution consisting of your Roth IRA contributions and catch-up contributions, if applicable, attributable to the prior year during the period from January 1 to April 15 (or the applicable due date of your federal income tax return, without extension), or as a current year contribution. The Code permits persons who receive certain qualifying distributions from such non-Roth IRAs, to directly rollover or make, within 60 days, a “rollover” of all or any part of the amount of such distribution to a Roth IRA which they establish. The conversion of non-Roth accounts triggers current taxation (but is not subject to a 10% early distribution penalty). Once an Annuity has been purchased, regular Roth IRA contributions will be accepted to the extent permitted by law. In addition, an individual receiving an eligible rollover distribution from a designated Roth account under an employer plan may roll over the distribution to a Roth IRA even if the individual is not eligible to make regular contributions to a Roth IRA. Non-spouse Beneficiaries receiving a distribution from an employer sponsored retirement plan under sections 401(a) or 403(b) of the Code can also directly roll over contributions to a Roth IRA. However, it is our understanding of the Code that non-spouse Beneficiaries cannot “rollover” benefits from a traditional IRA to a Roth IRA.

TDAs. In general, you may own a Tax Deferred Annuity (also known as a TDA, Tax Sheltered Annuity (TSA), 403(b) plan or 403(b) annuity) if you are an employee of a tax-exempt organization (as defined under Code Section 501(c)(3)) or a public educational organization, and you may make contributions to a TDA so long as your employer maintains such a plan and your rights to the annuity are non-forfeitable. Contributions to a TDA, and any earnings, are not taxable until distribution. You may also make contributions to a TDA under a salary reduction agreement, generally up to a maximum of $17,500 in 2014. Individuals participating in a TDA who are age 50 or above by the end of the year will be permitted to contribute an additional $5,500 in 2014. This amount is indexed for inflation. Further, you may roll over TDA amounts to another TDA or an IRA. You may also roll over TDA amounts to a qualified retirement plan, a SEP and a 457 government plan. A contract may generally only qualify as a TDA if distributions of salary deferrals (other than “grandfathered” amounts held as of December 31, 1988) may be made only on account of:

■	Your attainment of age 59 1/2;
■	Your severance of employment;
■	Your death;
■	Your total and permanent disability; or
■	Hardship (under limited circumstances, and only related to salary deferrals, not including earnings attributable to these amounts).

In any event, you must begin receiving distributions from your TDA by April 1st of the calendar year after the calendar year you turn age 70 1/2 or retire, whichever is later. These distribution limits do not apply either to transfers or exchanges of investments under the contract, or to any “direct transfer” of your interest in the contract to another employer’s TDA plan or mutual fund “custodial

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account” described under Code Section 403(b)(7). Employer contributions to TDAs are subject to the same general contribution, nondiscrimination, and minimum participation rules applicable to “qualified” retirement plans.

Caution: Under IRS regulations we can accept contributions, transfers and rollovers only if we have entered into an information-sharing agreement, or its functional equivalent, with the applicable employer or its agent. In addition, in order to comply with the regulations, we will only process certain transactions (e.g., transfers, withdrawals, hardship distributions and, if applicable, loans) with employer approval. This means that if you request one of these transactions we will not consider your request to be in Good Order, and will not therefore process the transaction, until we receive the employer’s approval in written or electronic form.

Required Minimum Distributions and Payment Options

If you hold the contract under an IRA (or other tax-favored plan), Required Minimum Distribution rules must be satisfied. This means that generally payments must start by April 1 of the year after the year you reach age 70 1/2 and must be made for each year thereafter. For a TDA or a 401(a) plan for which the participant is not a greater than 5% Owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner’s lifetime. The amount of the payment must at least equal the minimum required under the IRS rules. Several choices are available for calculating the minimum amount. More information on the mechanics of this calculation is available on request. Please contact us at a reasonable time before the IRS deadline so that a timely distribution is made. Please note that there is a 50% tax penalty on the amount of any required minimum distribution not made in a timely manner. Required Minimum Distributions are calculated based on the sum of the Account Value and the actuarial value of any additional living and death benefits from optional riders that you have purchased under the contract. As a result, the Required Minimum Distributions may be larger than if the calculation were based on the Account Value only, which may in turn result in an earlier (but not before the required beginning date) distribution of amounts under the Annuity and an increased amount of taxable income distributed to the Annuity Owner, and a reduction of payments under the living and death benefit optional riders.

You can use the Minimum Distribution option to satisfy the Required Minimum Distribution rules for an Annuity without either beginning annuity payments or surrendering the Annuity. We will distribute to you the Required Minimum Distribution amount, less any other partial withdrawals that you made during the year. Such amount will be based on the value of the contract as of December 31 of the prior year, but is determined without regard to other contracts you may own.

Although the IRS rules determine the required amount to be distributed from your IRA each year, certain payment alternatives are still available to you. If you own more than one IRA, you can choose to satisfy your minimum distribution requirement for each of your IRAs by withdrawing that amount from any of your IRAs. If you inherit more than one IRA or more than one Roth IRA from the same Owner, similar rules apply.

Charitable IRA Distributions.

Prior law provided a charitable giving incentive permitting tax-free IRA distributions for charitable purposes. As of the beginning of 2014, this provision has expired and has not been extended. It is possible that Congress will extend this provision retroactively to include some or all of 2014.

For distributions in tax years beginning after 2005 and before 2014, these rules provided an exclusion from gross income, up to $100,000 for otherwise taxable IRA distributions from a traditional or Roth IRA that are qualified charitable distributions. To constitute a qualified charitable distribution, the distribution must be made (1) directly by the IRA trustee to certain qualified charitable organizations and (2) on or after the date the IRA owner attains age 70 1/2. Distributions that are excluded from income under this provision are not taken into account in determining the individual’s deductions, if any, for charitable contributions.

The IRS has indicated that an IRA trustee is not responsible for determining whether a distribution to a charity is one that satisfies the requirements of the charitable giving incentive. Per IRS instructions, we report these distributions as normal IRA distributions on Form 1099-R. Individuals are responsible for reflecting the distributions as charitable IRA distributions on their personal tax returns.

Required Distributions Upon Your Death for Qualified Annuity Contracts

Upon your death under an IRA, Roth IRA, 403(b) or other employer sponsored plan, the designated Beneficiary may generally elect to continue the contract and receive required minimum distributions under the contract instead of receiving the death benefit in a single payment. The available payment options will depend on whether you die before the date required minimum distributions under the Code were to begin, whether you have named a designated Beneficiary and whether that Beneficiary is your surviving spouse.

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If you die after a designated Beneficiary has been named, the death benefit must be distributed by December 31st of the year including the five year anniversary of the date of death, or as periodic payments not extending beyond the life or life expectancy of the designated Beneficiary (as long as payments begin by December 31st of the year following the year of death). However, if your surviving spouse is the Beneficiary, the death benefit can be paid out over the life or life expectancy of your spouse with such payments beginning no later than December 31st of the year following the year of death or December 31st of the year in which you would have reached age 70 1/2, whichever is later. Additionally, if the contract is payable to (or for the benefit of) your surviving spouse as sole primary beneficiary, the contract may be continued with your spouse as the Owner.

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If you die before a designated Beneficiary is named and before the date required minimum distributions must begin under the Code, the death benefit must be paid out by December 31st of the year including the five year anniversary of the date of death. For contracts where multiple Beneficiaries have been named and at least one of the Beneficiaries does not qualify as a designated Beneficiary and the account has not been divided into separate accounts by December 31st of the year following the year of death, such contract is deemed to have no designated Beneficiary. A designated Beneficiary may elect to apply the rules for no designated Beneficiary if those would provide a smaller payment requirement.

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If you die before a designated Beneficiary is named and after the date required minimum distributions must begin under the Code, the death benefit must be paid out at least as rapidly as under the method then in effect. For contracts where multiple Beneficiaries have been named and at least one of the Beneficiaries does not qualify as a designated Beneficiary and the account has not been divided into separate accounts by December 31st of the year following the year of death, such contract is deemed to have no designated Beneficiary. A designated Beneficiary may elect to apply the rules for no designated Beneficiary if those would provide a smaller payment requirement.

A Beneficiary has the flexibility to take out more each year than mandated under the required minimum distribution rules.

Until withdrawn, amounts in a Qualified Annuity contract continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the required minimum distribution rules, are subject to tax. You may wish to consult a professional tax advisor for tax advice as to your particular situation.

For a Roth IRA, if death occurs before the entire interest is distributed, the death benefit must be distributed under the same rules applied to IRAs where death occurs before the date required minimum distributions must begin under the Code.

Tax Penalty for Early Withdrawals from Qualified Annuity Contracts

You may owe a 10% tax penalty on the taxable part of distributions received from an IRA, SEP, Roth IRA, TDA or qualified retirement plan before you attain age 59 1/2. Amounts are not subject to this tax penalty if:

■	the amount is paid on or after you reach age 59 1/2 or die;
■	the amount received is attributable to your becoming disabled; or
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generally the amount paid or received is in the form of substantially equal payments (as defined in the Code) not less frequently than annually. (Please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years. Modification of payments or additional contributions to the contract during that time period will result in retroactive application of the 10% tax penalty.)

Other exceptions to this tax may apply. You should consult your tax advisor for further details.

Withholding

We will withhold federal income tax at the rate of 20% for any eligible rollover distribution paid by us to or for a plan participant, unless such distribution is “directly” rolled over into another qualified plan, IRA (including the IRA variations described above), SEP, 457 government plan or TDA. An eligible rollover distribution is defined under the tax law as a distribution from an employer plan under 401(a), a TDA or a 457 governmental plan, excluding any distribution that is part of a series of substantially equal payments (at least annually) made over the life expectancy of the employee or the joint life expectancies of the employee and his designated Beneficiary, any distribution made for a specified period of 10 years or more, any distribution that is a required minimum distribution and any hardship distribution. Regulations also specify certain other items which are not considered eligible rollover distributions. We will not withhold for payments made from trustee owned contracts or for payments under a 457 plan. For all other distributions, unless you elect otherwise, we will withhold federal income tax from the taxable portion of such distribution at an appropriate percentage. The rate of withholding on annuity payments where no mandatory withholding is required is determined on the basis of the withholding certificate that you file with us. If you do not file a certificate, we will automatically withhold federal taxes on the following basis:

■	For any annuity payments not subject to mandatory withholding, you will have taxes withheld by us as if you are a married individual, with 3 exemptions
■	If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default; and
■	For all other distributions, we will withhold at a 10% rate.

We will provide you with forms and instructions concerning the right to elect that no amount be withheld from payments in the ordinary course. However, you should know that, in any event, you are liable for payment of federal income taxes on the taxable portion of the distributions, and you should consult with your tax advisor to find out more information on your potential liability if you fail to pay such taxes. There may be additional state income tax withholding requirements.

ERISA Requirements

ERISA (the “Employee Retirement Income Security Act of 1974”) and the Code prevent a fiduciary and other “parties in interest” with respect to a plan (and, for these purposes, an IRA would also constitute a “plan”) from receiving any benefit from any party dealing with the plan, as a result of the sale of the contract. Administrative exemptions under ERISA generally permit the sale of

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insurance/annuity products to plans, provided that certain information is disclosed to the person purchasing the contract. This information has to do primarily with the fees, charges, discounts and other costs related to the contract, as well as any commissions paid to any agent selling the contract. Information about any applicable fees, charges, discounts, penalties or adjustments may be found in the applicable sections of this prospectus. Information about sales representatives and commissions may be found in the sections of this prospectus addressing distribution of the Annuities.

Other relevant information required by the exemptions is contained in the contract and accompanying documentation.

Please consult with your tax advisor if you have any questions about ERISA and these disclosure requirements.

Spousal Consent Rules for Retirement Plans – Qualified Contracts

If you are married at the time your payments commence, you may be required by federal law to choose an income option that provides survivor annuity income to your spouse, unless your spouse waives that right. Similarly, if you are married at the time of your death, federal law may require all or a portion of the Death Benefit to be paid to your spouse, even if you designated someone else as your Beneficiary. A brief explanation of the applicable rules follows. For more information, consult the terms of your retirement arrangement.

Defined Benefit Plans and Money Purchase Pension Plans. If you are married at the time your payments commence, federal law requires that benefits be paid to you in the form of a “qualified joint and survivor annuity” (QJSA), unless you and your spouse waive that right, in writing. Generally, this means that you will receive a reduced payment during your life and, upon your death, your spouse will receive at least one-half of what you were receiving for life. You may elect to receive another income option if your spouse consents to the election and waives his or her right to receive the QJSA. If your spouse consents to the alternative form of payment, your spouse may not receive any benefits from the plan upon your death. Federal law also requires that the plan pay a Death Benefit to your spouse if you are married and die before you begin receiving your benefit. This benefit must be available in the form of an annuity for your spouse’s lifetime and is called a “qualified pre-retirement survivor annuity” (QPSA). If the plan pays Death Benefits to other Beneficiaries, you may elect to have a Beneficiary other than your spouse receive the Death Benefit, but only if your spouse consents to the election and waives his or her right to receive the QPSA. If your spouse consents to the alternate Beneficiary, your spouse will receive no benefits from the plan upon your death. Any QPSA waiver prior to your attaining age 35 will become null and void on the first day of the calendar year in which you attain age 35, if still employed.

Defined Contribution Plans (including 401(k) Plans and ERISA 403(b) Annuities). Spousal consent to a distribution is generally not required. Upon your death, your spouse will receive the entire Death Benefit, even if you designated someone else as your Beneficiary, unless your spouse consents in writing to waive this right. Also, if you are married and elect an annuity as a periodic income option, federal law requires that you receive a QJSA (as described above), unless you and your spouse consent to waive this right.

IRAs, non-ERISA 403(b) Annuities, and 457 Plans. Spousal consent to a distribution usually is not required. Upon your death, any Death Benefit will be paid to your designated Beneficiary.

Gifts and Generation-skipping Transfers

If you transfer your contract to another person for less than adequate consideration, there may be gift tax consequences in addition to income tax consequences. Also, if you transfer your contract to a person two or more generations younger than you (such as a grandchild or grandniece) or to a person that is more than 37 1/2 years younger than you, there may be generation-skipping transfer tax consequences.

Additional Information

For additional information about federal tax law requirements applicable to IRAs and Roth IRAs, see the IRA Disclosure Statement or Roth IRA Disclosure Statement, as applicable.

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GENERAL INFORMATION

HOW WILL I RECEIVE STATEMENTS AND REPORTS?

We send any statements and reports required by applicable law or regulation to you at your last known address of record. You should therefore give us prompt notice of any address change. We reserve the right, to the extent permitted by law and subject to your prior consent, to provide any prospectus, prospectus supplements, confirmations, statements and reports required by applicable law or regulation to you through our Internet Website at www.prudentialannuities.com or any other electronic means, including diskettes or CD ROMs. We generally send a confirmation statement to you each time a financial transaction is made affecting Account Value, such as making additional Purchase Payments, transfers, exchanges or withdrawals. We may also send quarterly statements detailing the activity affecting your Annuity during the calendar quarter. We may confirm regularly scheduled transactions, including, but not limited to, the Annual Maintenance Fee, Systematic Withdrawals (including 72(t) and 72(q) payments and required minimum distributions), electronic funds transfer, Dollar Cost Averaging, and static rebalancing, in quarterly statements instead of confirming them immediately. You should review the information in these statements carefully. You may request additional reports or copies of reports previously sent. We reserve the right to charge up to $50 for each such additional or previously sent report. We will also send an annual report and a semi-annual report containing applicable financial statements for the Portfolios to Owners or, with your prior consent, make such documents available electronically through our Internet Website or other electronic means.

WHO IS PRUDENTIAL ANNUITIES?

Prudential Annuities Life Assurance Corporation, a Prudential Financial Company, (“Prudential Annuities”) is a stock life insurance company incorporated under the laws of Arizona as of August 31, 2013, formerly incorporated in Connecticut, and is domiciled in Arizona, formerly Connecticut, with licenses in all 50 states, District of Columbia and Puerto Rico. Prudential Annuities is a wholly-owned subsidiary of Prudential Annuities, Inc., whose ultimate parent is Prudential Financial, Inc. Prudential Annuities markets through and in conjunction with registered broker-dealers.

Prudential Annuities offers a wide array of annuities, including (1) deferred variable annuities that are registered with the SEC, including fixed interest rate annuities that are offered as a companion to certain of our variable annuities and are registered because of their market value adjustment feature and (2) fixed annuities that are not registered with the SEC. In addition, Prudential Annuities has in force a relatively small block of variable life insurance policies and immediate variable annuities, but it no longer actively sells such policies.

No company other than Prudential Annuities has any legal responsibility to pay amounts that it owes under its annuity and variable life insurance contracts. Among other things, this means that where you participate in an optional living benefit or death benefit and the value of that benefit (e.g., the Protected Withdrawal for Highest Daily Lifetime 6 Plus) exceeds your current Account Value, you would rely solely on the ability of the issuing insurance company to make payments under the benefit out of its own assets. Prudential Financial, however, exercises significant influence over the operations and capital structure of Prudential Annuities.

Pursuant to the delivery obligations under Section 5 of the Securities Act of 1933 and Rule 159 thereunder, Prudential Annuities Life Assurance Corporation delivers this prospectus to current contract owners that reside outside of the United States.

Prudential Annuities conducts the bulk of its operations through staff employed by it or by affiliated companies within the Prudential Financial family. Certain discrete functions have been delegated to non-affiliates that could be deemed “service providers” under the Investment Company Act of 1940. The entities engaged by Prudential Annuities may change over time. As of December 31, 2013, non-affiliated entities that could be deemed service providers to Prudential Annuities and/or an affiliated insurer within the Prudential Annuities business unit consisted of the following: Alliance-One Services Inc. (administration of variable life policies) located at 55 Hartland Street, East Hartford CT 06108, Broadridge Investor Communication Solutions, Inc. (proxy services and regulatory mailings), 51 Mercedes Way, Edgewood, NY 11717, Depository Trust & Clearing Corporation (clearing and settlement services), 55 Water Street, 26th Floor, New York, NY 10041, Diversified Information Technologies Inc. (records management and administration of annuity contracts), 123 Wyoming Avenue, Scranton, PA 18503, ExlService Holdings, Inc., (administration of annuity contracts), 350 Park Avenue, 10th Floor, New York, NY 10022, National Financial Services (clearing and settlement services) 82 Devonshire Street, Boston, MA 02109, NEPS, LLC (composition, printing, and mailing of contracts and benefit documents), 12 Manor Parkway, Salem, NJ 03079, Pershing LLC (order-entry systems provider), One Pershing Plaza, Jersey City, NJ 07399.

WHAT ARE SEPARATE ACCOUNTS?

The separate accounts are where Prudential Annuities sets aside and invests the assets of some of our annuities. These separate accounts were established under the laws of the State of Connecticut. The assets of each separate account are held in the name of Prudential Annuities, and legally belong to us. Prudential Annuities Life Assurance Corporation segregates the Separate Account assets from all of its other assets. Thus, Separate Account assets that are held in support of the contracts are not chargeable with liabilities arising out of any other business we may conduct. Thus, income, gains and losses from assets allocated to a separate account are credited to or charged against each such separate account, without regard to other income, gains, or losses of Prudential Annuities or of any other of our separate accounts. The obligations under the Annuities are those of Prudential Annuities, which is the issuer of the Annuities and the depositor of the separate accounts. More detailed information about Prudential Annuities, including its audited consolidated financial statements, is provided in the Statement of Additional Information.

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Separate Account B

During the accumulation period, the assets supporting obligations based on allocations to the Sub-accounts are held in Sub-accounts of Prudential Annuities Life Assurance Corporation Variable Account B, also referred to as “Separate Account B”.

Separate Account B was established by us pursuant to Connecticut law on November 25, 1987. Separate Account B also holds assets of other annuities issued by us with values and benefits that vary according to the investment performance of Separate Account B.

Effective August 31, 2013, Prudential Annuities Life Assurance Corporation changed its domicile from Connecticut to Arizona. As a result of this change, the Arizona Department of Insurance is our principal regulatory authority and all of our separate accounts including Separate Account B, will now be operated in accordance with the laws of Arizona.

Separate Account B consists of multiple Sub-accounts. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. The name of each Sub-account generally corresponds to the name of the underlying Portfolio. Each Sub-account in Separate Account B may have several different Unit Prices to reflect the Insurance Charge, and the charges for any optional benefits that are offered under the Annuities issued by us through Separate Account B. Separate Account B is registered with the SEC under the Investment Company Act of 1940 (“Investment Company Act”) as a unit investment trust, which is a type of investment company. The SEC does not supervise investment policies, management or practices of Separate Account B.

We may offer new Sub-accounts, eliminate Sub-accounts, or combine Sub-accounts at our sole discretion. We may also close Sub-accounts to additional Purchase Payments on existing Annuities or close Sub-accounts for Annuities purchased on or after specified dates. We will first notify you and receive any necessary SEC and/or state approval before making such a change. If an underlying mutual fund is liquidated, we will ask you to reallocate any amount in the liquidated fund. If you do not reallocate these amounts, we will reallocate such amounts only in accordance with SEC pronouncements and only after obtaining an order from the SEC, if required. If investment in the Portfolios or a particular Portfolio is no longer possible, in our discretion becomes inappropriate for purposes the Annuity, or for any other rationale in our sole judgment, we may substitute another portfolio or investment portfolios without your consent. The substituted portfolio may have different fees and expenses. Substitution may be made with respect to existing investments or the investment of future Purchase Payments, or both. However, we will not make such substitution without any required approval of the SEC and any applicable state insurance departments. In addition, we may close Portfolios to allocation of Purchase Payments or Account Value, or both, at any time in our sole discretion. We do not control the underlying mutual funds, so we cannot guarantee that any of those funds will always be available.

If you are enrolled in a Dollar Cost Averaging, Asset Rebalancing, or comparable programs while an underlying fund merger, substitution or liquidation takes place, unless otherwise noted in any communication from us, your Account Value invested in such underlying fund will be transferred automatically to the designated surviving fund in the case of mergers, the replacement fund in the case of substitutions, and an available Money Market Fund in the case of fund liquidations. Your enrollment instructions will be automatically updated to reflect the surviving fund, the replacement fund or a Money Market Fund for any continued and future investments.

Values and benefits based on allocations to the Sub-accounts will vary with the investment performance of the underlying mutual funds or fund portfolios, as applicable. We do not guarantee the investment results of any Sub-account. Your Account Value allocated to the Sub-accounts may increase or decrease. You bear the entire investment risk. There is no assurance that the Account Value of your Annuity will equal or be greater than the total of the Purchase Payments you make to us.

Separate Account D

During the accumulation period, assets supporting our obligations based on Fixed Allocations are held in Prudential Annuities Life Assurance Corporation Separate Account D, also referred to as “Separate Account D”. Such obligations are based on the fixed interest rates we credit to Fixed Allocations and the terms of the Annuities. These obligations do not depend on the investment performance of the assets in Separate Account D. Separate Account D was established by us pursuant to Connecticut law. Based on our redomestication from Connecticut to Arizona, however, all our Separate Accounts, including Separate Account D, will be operated in accordance with the laws of Arizona, effective August 31, 2013.

There are no units in Separate Account D. The Fixed Allocations are guaranteed by our general account. An Annuity Owner who allocates a portion of their Account Value to Separate Account D does not participate in the investment gain or loss on assets maintained in Separate Account D. Such gain or loss accrues solely to us. We retain the risk that the value of the assets in Separate Account D may drop below the reserves and other liabilities we must maintain. Should the value of the assets in Separate Account D drop below the reserve and other liabilities we must maintain in relation to the annuities supported by such assets, we will transfer assets from our general account to Separate Account D to make up the difference. We have the right to transfer to our general account any assets of Separate Account D in excess of such reserves and other liabilities. We maintain assets in Separate Account D supporting a number of annuities we offer.

We may employ investment managers to manage the assets maintained in Separate Account D. Each manager we employ is responsible for investment management of a different portion of Separate Account D. From time to time additional investment

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managers may be employed or investment managers may cease being employed. We are under no obligation to employ or continue to employ any investment manager(s) and have sole discretion over the investment managers we retain.

We are not obligated to invest according to specific guidelines or strategies except as may be required by Arizona and other state insurance laws.

WHAT IS THE LEGAL STRUCTURE OF THE UNDERLYING FUNDS?

Each underlying mutual fund is registered as an open-end management investment company under the Investment Company Act. Shares of the underlying mutual fund portfolios are sold to separate accounts of life insurance companies offering variable annuity and variable life insurance products. The shares may also be sold directly to qualified pension and retirement plans.

Voting Rights

We are the legal owner of the shares of the underlying mutual funds in which the Sub-accounts invest. However, under SEC rules, you have voting rights in relation to Account Value maintained in the Sub-accounts. If an underlying mutual fund portfolio requests a vote of shareholders, we will vote our shares based on instructions received from Owners with Account Value allocated to that Sub-account. Owners have the right to vote an amount equal to the number of shares attributable to their contracts. If we do not receive voting instructions in relation to certain shares, we will vote those shares in the same manner and proportion as the shares for which we have received instructions. This voting procedure is sometimes referred to as “mirror voting” because, as indicated in the immediately preceding sentence, we mirror the votes that are actually cast, rather than decide on our own how to vote. We will also “mirror vote” shares within the separate account that are owned directly by us or by an affiliate. In addition, because all the shares of a given mutual fund held within our separate account are legally owned by us, we intend to vote all of such shares when that underlying fund seeks a vote of its shareholders. As such, all such shares will be counted towards whether there is a quorum at the underlying fund’s shareholder meeting and towards the ultimate outcome of the vote. Thus, under “mirror voting,” it is possible that the votes of a small percentage of contractholders who actually vote will determine the ultimate outcome. We will furnish those Owners who have Account Value allocated to a Sub-account whose underlying mutual fund portfolio has requested a “proxy” vote with proxy materials and the necessary forms to provide us with their voting instructions. Generally, you will be asked to provide instructions for us to vote on matters such as changes in a fundamental investment strategy, adoption of a new investment advisory agreement, or matters relating to the structure of the underlying mutual fund that require a vote of shareholders.

Advanced Series Trust (the “Trust”) has obtained an exemption from the Securities and Exchange Commission that permits its co-investment advisers, AST Investment Services, Inc. and Prudential Investments LLC, subject to approval by the Board of Trustees of the Trust, to change sub-advisors for a Portfolio and to enter into new sub-advisory agreements, without obtaining shareholder approval of the changes. This exemption (which is similar to exemptions granted to other investment companies that are organized in a similar manner as the Trust) is intended to facilitate the efficient supervision and management of the sub-advisors by AST Investment Services, Inc., Prudential Investments LLC and the Trustees. The exemption does not apply to the AST Franklin Templeton Founding Funds Allocation Portfolio; shareholder approval of new subadvisory agreements for this Portfolio only is required. The Trust is required, under the terms of the exemption, to provide certain information to shareholders following these types of changes. We may add new Sub-accounts that invest in a series of underlying funds other than the Trust. Such series of funds may have a similar order from the SEC. You also should review the prospectuses for the other underlying funds in which various Sub-accounts invest as to whether they have obtained similar orders from the SEC.

Material Conflicts

It is possible that differences may occur between companies that offer shares of an underlying mutual fund portfolio to their respective separate accounts issuing variable annuities and/or variable life insurance products. Differences may also occur surrounding the offering of an underlying mutual fund portfolio to variable life insurance policies and variable annuity contracts that we offer. Under certain circumstances, these differences could be considered “material conflicts,” in which case we would take necessary action to protect persons with voting rights under our variable annuity contracts and variable life insurance policies against persons with voting rights under other insurance companies’ variable insurance products. If a “material conflict” were to arise between owners of variable annuity contracts and variable life insurance policies issued by us we would take necessary action to treat such persons equitably in resolving the conflict. “Material conflicts” could arise due to differences in voting instructions between owners of variable life insurance and variable annuity contracts of the same or different companies. We monitor any potential conflicts that may exist.

Service Fees Payable to Prudential Annuities

Prudential Annuities and/or our affiliates receive substantial payments from certain underlying portfolios and/or related entities. Those payments may include Rule 12b-1 fees, administrative fees and “revenue sharing” payments. Rule 12b-1 fees compensate our affiliated principal underwriter for a variety of services, including distribution services. Administrative fees compensate us for providing administrative services with respect to owners invested indirectly in the portfolio, including recordkeeping services and the mailing of prospectuses and reports. We may also receive “revenue sharing” payments, which are payments from investment advisers or other service providers to the portfolios. Some fees, such as Rule 12b-1 are paid directly by the portfolio, and some fees are paid by service providers to the portfolios. In any case, however, the existence of these payments tends to increase the overall cost of investing in the portfolios. Because these payments are made to us, allocations you make to the underlying portfolios benefit us financially. In selecting portfolios available under the annuity, we consider the payments made to us.

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Effective February 25, 2013, most AST Portfolios adopted a Rule 12b-1 fee. Prior to that fee, most AST Portfolios had an administrative services fee. The Rule 12b-1 fee compensates us and our affiliates for shareholder servicing, administrative, distribution and other services. We also receive “revenue sharing” payments from the advisers to the underlying portfolios. As of March 1, 2013, the maximum combined fees and revenue sharing payments we receive with respect to a portfolio are equal to an annual rate of 0.55% the average assets allocated to the portfolio under the Annuity. These agreements may be different for each underlying mutual fund whose portfolios are offered as Sub-accounts. We expect to make a profit on these fees and payments.

In addition, an investment adviser, sub-adviser or distributor of the underlying Portfolios may also compensate us by providing reimbursement, defraying the costs of, or paying directly for, among other things, marketing and/or administrative services and/or other services they provide in connection with the Annuity. These services may include, but are not limited to: sponsoring or co-sponsoring various promotional, educational or marketing meetings and seminars attended by distributors, wholesalers, and/or broker dealer firms’ registered representatives, and creating marketing material discussing the contract, available options, and underlying Portfolios. The amounts paid depend on the nature of the meetings, the number of meetings attended by the adviser, sub-adviser, or distributor, the number of participants and attendees at the meetings, the costs expected to be incurred, and the level of the adviser’s, sub-adviser’s or distributor’s participation. These payments or reimbursements may not be offered by all advisers, sub-advisers, or distributor and the amounts of such payments may vary between and among each adviser, sub-adviser and distributor depending on their respective participation.

During 2013, with regard to amounts that were paid under the kinds of arrangements described immediately above, the amounts ranged from approximately $1,102.17 to approximately $228,242.01. These amounts may have been paid to one or more Prudential-affiliated insurers issuing individual variable annuities.

WHO DISTRIBUTES ANNUITIES OFFERED BY PRUDENTIAL ANNUITIES?

Prudential Annuities Distributors, Inc. (PAD), a wholly-owned subsidiary of Prudential Annuities, Inc., is the distributor and principal underwriter of the Annuities offered through this prospectus. PAD acts as the distributor of a number of annuity and life insurance products. PAD’s principal business address is One Corporate Drive, Shelton, Connecticut 06484. PAD is registered as a broker-dealer under the Securities Exchange Act of 1934 (Exchange Act), and is a member of the Financial Industry Regulatory Authority (FINRA).

The Annuity is offered on a continuous basis. PAD enters into distribution agreements with broker-dealers who are registered under the Exchange Act and with entities that may offer the Annuities but are exempt from registration (“firms”). Applications for the Annuity are solicited by registered representatives of those firms. In addition, PAD may offer the Annuities directly to potential purchasers.

Prudential Annuities sells its annuity products through multiple distribution channels, including (1) independent broker-dealer firms and financial planners; (2) broker-dealers that are members of the New York Stock Exchange, including “wirehouse” and regional broker-dealer firms; and (3) broker-dealers affiliated with banks or that specialize in marketing to customers of banks. Although we are active in each of those distribution channels, the majority of our sales have come from the independent broker-dealer firms and financial planners. On June 1, 2006, The Prudential Insurance Company of America, an affiliate of Prudential Annuities, acquired the variable annuity business of The Allstate Corporation (“Allstate”), which included exclusive access to the Allstate affiliated broker-dealer until May 31, 2009. We began selling variable annuities through the Allstate affiliated broker-dealer registered representatives in the third quarter of 2006.

Under the selling agreements commissions are paid to firms on sales of the Annuity according to one or more schedules. The registered representative will receive a portion of the compensation, depending on the practice of his or her firm. Commissions are generally based on a percentage of Purchase Payments made, up to a maximum of 6.0%. Alternative compensation schedules are available that generally provide a lower initial commission plus ongoing quarterly compensation based on all or a portion of the Account Value. We may also provide compensation to the distributing firm for providing ongoing service to you in relation to your Annuity. Commissions and other compensation paid in relation to your Annuity do not result in any additional charge to you or to the Separate Account.

In addition, in an effort to promote the sale of our products (which may include the placement of Prudential Annuities and/or the Annuities on a preferred or recommended company or product list and/or access to the firm’s registered representatives), we or PAD may enter into compensation arrangements with certain broker-dealer firms with respect to certain or all registered representatives of such firms under which such firms may receive separate compensation or reimbursement for, among other things, training of sales personnel and/or marketing and/or administrative services and/or other services they provide. These services may include, but are not limited to: educating customers of the firm on the Annuity’s’ features; conducting due diligence and analysis, providing office access, operations and systems support; holding seminars intended to educate the firm’s registered representatives and make them more knowledgeable about the Annuities; providing a dedicated marketing coordinator; providing priority sales desk support; and providing expedited marketing compliance approval. To the extent permitted by FINRA rules and other applicable laws and regulations, PAD may pay or allow other promotional incentives or payments in the form of cash or non-cash compensation (e.g., gifts, occasional meals and entertainment, sponsorship of training and due diligence events). These arrangements may not be offered to all firms and the terms of such arrangements may differ between firms.

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A list of the firms to whom Prudential Annuities pays an amount of greater than $10,000 under these arrangements is provided below, which is available upon request. You should note that firms and individual registered representatives and branch managers within some firms participating in one of these compensation arrangements might receive greater compensation for selling the Annuities than for selling a different annuity that is not eligible for these compensation arrangements. While compensation is generally taken into account as an expense in considering the charges applicable to an annuity product, any such compensation will be paid by us or PAD and will not result in any additional charge to you. Overall compensation paid to the distributing firm does not exceed, based on actuarial assumptions, 8.5% of the total purchase payments made. Your registered representative can provide you with more information about the compensation arrangements that apply upon the sale of the Annuity. Further information about the firms that are part of these compensation arrangements appears in the Statement of Additional Information, which is available without charge upon request.

We or PAD also may compensate third-party vendors, for services that such vendors render to broker-dealer firms. To the extent permitted by the FINRA rules and other applicable laws and regulations, PAD may pay or allow other promotional incentives or payments in the forms of cash or non-cash compensation. These arrangements may not be offered to all firms and the terms of such arrangements may differ between firms. In addition, we or our affiliates may provide such compensation, payments and/or incentives to firms arising out of the marketing, sale and/or servicing of variable annuities or life insurance offered by different Prudential business units.

The list below identifies three general types of payments that PAD pays to registered broker-dealers and firms which are broadly defined as follows:

■

Percentage Payments based upon “Assets under Management” or “AUM”: This type of payment is a percentage payment that is based upon assets, subject to certain criteria in certain Prudential Annuities products.

■

Percentage Payments based upon sales: This type of payment is a percentage payment that is based upon the total amount of money received as purchase payments under Prudential Annuities annuity products sold through the firm.

■	Fixed Payments: These types of payments are made directly to or in sponsorship of the firm.

Examples of arrangements under which such payments may be made currently include, but are not limited to: sponsorships, conferences (national, regional and top producer), speaker fees, promotional items and reimbursements to firms for marketing activities or services paid by the firms and/or their registered representatives. The amount of these payments varies widely because some payments may encompass only a single event, such as a conference, and others have a much broader scope. In addition, we may make payments periodically during the relationship for systems, operational and other support.

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The list below includes the names of the firms that we are aware (as of December 31, 2013) received payment with respect to annuity business during 2013 (or as to which a payment amount was accrued during 2013). The firms listed below include those receiving payments in connection with marketing of products issued by Prudential Annuities Life Assurance Corporation. Your registered representative can provide you with more information about the compensation arrangements that apply upon request. During 2013, the least amount paid, and greatest amount paid, were $2.41 and $6,772,615.62, respectively.

Name of Firm:

Cetera Financial Specialists

Cetera Investment Services

CFD Investments, Inc.

Commonwealth Financial Network

Crown Capital Securities, L.P.

CUNA Brokerage Svcs, Inc.

CUSO Financial Services, L.P.

Equity Services, Inc.

First Allied Securities Inc

FSC Securities Corp.

Gary Goldberg & Co., Inc.

Geneos Wealth Management, Inc.

H. Beck, Inc.

Hantz Financial Services, Inc.

ING Financial Partners, LLC

Invest Financial Corporation

Investacorp

Investment Centers of America

Investment Professionals

Investors Capital Corporation

Janney Montgomery Scott, LLC.

Legend Equities Corporation

Lincoln Financial Advisors

Lincoln Financial Securities Corporation

Lincoln Investment Planning

LPL Financial Corporation

LPL Financial Corporation (OAP)

M Holdings Securities, Inc

MetLife

Mutual Service Corporation

National Planning Corporation

Next Financial Group, Inc.

NFP Securities, Inc.

PNC Investments, LLC

ProEquities

Questar Capital Corporation

Raymond James & Associates

Raymond James Financial Services

RBC Capital Markets Corporation

Robert W. Baird & Co., Inc.

Royal Alliance Associates

SagePoint Financial, Inc.

Sammons Securities Co., LLC

Securian Financial Services, Inc.

Securities America, Inc.

Securities Service Network

Sigma Financial Corporation

Signator Investors, Inc.

SII Investments, Inc.

Spelman & Co., Inc.

Stifel Nicolaus & Co.

Summit Brokerage Services, Inc

TFS Securities, Inc.

The Investment Center

TransAmerica Financial Advisors, Inc.

Triad Advisors, Inc.

UBS Financial Services, Inc.

United Planners Financial Services.

Wall Street Financial Group

Waterstone Financial Group Inc

Wells Fargo Advisors LLC

Wells Fargo Advisors LLC – Wealth

Wells Fargo Investments LLC

Woodbury Financial Services

World Group Securities, Inc.

WRP Investments, Inc

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Prudential Annuities Life Assurance Corporation incorporates by reference into the prospectus its latest annual report on Form 10-K filed pursuant to Section 13(a) or Section 15(d) of the Exchange Act since the end of the fiscal year covered by its latest annual report. In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act also are incorporated into the prospectus by reference. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into the prospectus but not delivered with the prospectus. Such information will be provided upon written or oral request at no cost to the requester by writing to Prudential Annuities Life Assurance Corporation, One Corporate Drive, Shelton, CT 06484 or by calling 888-PRU-2888. We file periodic reports as required under the Securities Exchange Act of 1934. The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-202-551-8090. The SEC maintains an Internet site that contains reports, proxy, and information statements, and other information regarding issuers that file electronically with the SEC (see http://www.sec.gov). Our internet address is http://www.prudentialannuities.com.

FINANCIAL STATEMENTS

The financial statements of the separate account and Prudential Annuities Life Assurance Corporation are included in the Statement of Additional Information.

HOW TO CONTACT US

Please communicate with us using the telephone number and addresses below for the purposes described. Failure to send mail to the proper address may result in a delay in our receiving and processing your request.

Prudential’s Customer Service Team

Call our Customer Service Team at 1-888-PRU-2888 during normal business hours.

Internet

Access information about your Annuity through our website: www.prudentialannuities.com

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Correspondence Sent by Regular Mail

Prudential Annuity Service Center

P.O. Box 7960

Philadelphia, PA 19176

Correspondence Sent by Overnight, Certified or Registered Mail

Prudential Annuity Service Center

2101 Welsh Road

Dresher, PA 19025

Correspondence sent by regular mail to our Service Center should be sent to the address shown above. Your correspondence will be picked up at this address and then delivered to our Service Center. Your correspondence is not considered received by us until it is received at our Service Center. Where this Prospectus refers to the day when we receive a purchase payment, request, election, notice, transfer or any other transaction request from you, we mean the day on which that item (or the last requirement needed for us to process that item) arrives in complete and proper form at our Service Center or via the appropriate telephone or fax number if the item is a type we accept by those means. There are two main exceptions: if the item arrives at our Service Center (1) on a day that is not a business day, or (2) after the close of a business day, then, in each case, we are deemed to have received that item on the next business day.

You can obtain account information by calling our automated response system and at www.prudentialannuities.com, our Internet Website. Our Customer Service representatives are also available during business hours to provide you with information about your account. You can request certain transactions through our telephone voice response system, our Internet Website or through a customer service representative. You can provide authorization for a third party, including your attorney-in-fact acting pursuant to a power of attorney or your Financial Professional, to access your account information and perform certain transactions on your account. You will need to complete a form provided by us which identifies those transactions that you wish to authorize via telephonic and electronic means and whether you wish to authorize a third party to perform any such transactions. Please note that unless you tell us otherwise, we deem that all transactions that are directed by your Financial Professional with respect to your Annuity have been authorized by you. We require that you or your representative provide proper identification before performing transactions over the telephone or through our Internet Website. This may include a Personal Identification Number (PIN) that will be provided to you upon issue of your Annuity or you may establish or change your PIN by calling our automated response system and at www.prudentialannuities.com, our Internet Website. Any third party that you authorize to perform financial transactions on your account will be assigned a PIN for your account.

Transactions requested via telephone are recorded. To the extent permitted by law, we will not be responsible for any claims, loss, liability or expense in connection with a transaction requested by telephone or other electronic means if we acted on such transaction instructions after following reasonable procedures to identify those persons authorized to perform transactions on your Annuity using verification methods which may include a request for your Social Security number, PIN or other form of electronic identification. We may be liable for losses due to unauthorized or fraudulent instructions if we did not follow such procedures.

Prudential Annuities does not guarantee access to telephonic, facsimile, Internet or any other electronic information or that we will be able to accept transaction instructions via such means at all times. Regular and/or express mail will be the only means by which we will accept transaction instructions when telephonic, facsimile, Internet or any other electronic means are unavailable or delayed. Prudential Annuities reserves the right to limit, restrict or terminate telephonic, facsimile, Internet or any other electronic transaction privileges at any time.

INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL PROCEEDINGS

Litigation and Regulatory Matters

Prudential Annuities is subject to legal and regulatory actions in the ordinary course of our business. Pending legal and regulatory actions include proceedings specific to us and proceedings generally applicable to business practices in the industry in which we operate. Prudential Annuities is subject to class action lawsuits and other litigation involving a variety of issues and allegations involving sales practices, claims payments and procedures, premium charges, policy servicing and breach of fiduciary duty to customers. Prudential Annuities is also subject to litigation arising out of its general business activities, such as its investments, contracts, leases and labor and employment relationships, including claims of discrimination and harassment, and could be exposed to claims or litigation concerning certain business or process patents. In some of the pending legal and regulatory actions, plaintiffs are seeking large and/or indeterminate amounts, including punitive or exemplary damages. In addition, Prudential Annuities, along with other participants in the businesses in which we engage, may be subject from time to time to investigations, examinations and

196

inquiries, in some cases industry-wide, concerning issues or matters upon which such regulators have determined to focus. In some of Prudential Annuities’ pending legal and regulatory actions, parties are seeking large and/or indeterminate amounts, including punitive or exemplary damages. The outcome of litigation or a regulatory matter, and the amount or range of potential loss at any particular time, is often inherently uncertain. The following is a summary of certain pending proceedings.

Prudential Annuities establishes accruals for litigation and regulatory matters when it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but the matter, if material, is disclosed, including matters discussed below. Prudential Annuities estimates that as of December 31, 2013, the aggregate range of reasonably possible losses in excess of accruals established for those litigation and regulatory matters for which such an estimate currently can be made is $0 to approximately $5.4 million. This estimate is not an indication of expected loss, if any, or Prudential Annuities’ maximum possible loss exposure on such matters. Prudential Annuities reviews relevant information with respect to its litigation and regulatory matters on a quarterly and annual basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

In January 2013, a qui tam action on behalf of the State of Florida, Total Asset Recovery Services v. Met Life Inc., et al., Manulife Financial Corporation, et. al., Prudential Financial, Inc., The Prudential Insurance Company of America, and Prudential Insurance Agency, LLC, filed in the Circuit Court of Leon County, Florida, was served on The Prudential Insurance Company of America (“Prudential Insurance”). The complaint alleges that Prudential Insurance failed to escheat life insurance proceeds to the State of Florida in violation of the Florida False Claims Act and seeks injunctive relief, compensatory damages, civil penalties, treble damages, prejudgment interest, attorneys’ fees and costs. In March 2013, the Company filed a motion to dismiss the complaint. In August 2013, the court dismissed the complaint with prejudice. In September 2013, plaintiff filed an appeal with Florida’s Circuit Court of the Second Judicial Circuit in Leon County.

In January 2012, a Global Resolution Agreement entered into by Prudential Annuities and a third party auditor became effective upon its acceptance by the unclaimed property departments of 20 states and jurisdictions. Under the terms of the Global Resolution Agreement, the third party auditor acting on behalf of the signatory states will compare expanded matching criteria to the Social Security Master Death File (“SSMDF”) to identify deceased insureds and contract holders where a valid claim has not been made. In February 2012, a Regulatory Settlement Agreement entered into by Prudential Annuities to resolve a multi-state market conduct examination regarding its adherence to state claim settlement practices became effective upon its acceptance by the insurance departments of 20 states and jurisdictions. The Regulatory Settlement Agreement applies prospectively and requires Prudential Annuities to adopt and implement additional procedures comparing its records to the SSMDF to identify unclaimed death benefits and prescribes procedures for identifying and locating beneficiaries once deaths are identified. Substantially all other jurisdictions that are not signatories to the Global Resolution Agreement or the Regulatory Settlement Agreement have entered into similar agreements with Prudential Annuities.

Prudential Annuities is one of several companies subpoenaed by the New York Attorney General regarding its unclaimed property procedures. Additionally, the New York State Department of Financial Services (“NYDFS”) has requested that 172 life insurers (including Prudential Annuities) provide data to the NYDFS regarding use of the SSMDF. The New York Office of Unclaimed Funds is conducting an audit of Prudential Annuities’ compliance with New York’s unclaimed property laws. In February 2012, the Massachusetts Office of the Attorney General requested information regarding Prudential Annuities’ unclaimed property procedures. In December 2013, this matter was closed without prejudice. In May 2013, Prudential Annuities entered into a settlement agreement with the Minnesota Department of Commerce, Insurance Division, which requires Prudential Annuities to take additional steps to identify deceased insureds and contract holders where a valid claim has not been made.

Prudential Annuities’ litigation and regulatory matters are subject to many uncertainties, and given their complexity and scope, their outcome cannot be predicted. It is possible that Prudential Annuities’ results of operations or cash flow in a particular quarterly or annual period could be materially affected by an ultimate unfavorable resolution of pending litigation and regulatory matters depending, in part, upon the results of operations or cash flow for such period. In light of the unpredictability of Prudential Annuities’ litigation and regulatory matters, it is also possible that in certain cases an ultimate unfavorable resolution of one or more pending litigation or regulatory matters could have a material adverse effect on Prudential Annuities’ financial position. Management believes, however, that, based on information currently known to it, the ultimate outcome of all pending litigation and regulatory matters, after consideration of applicable reserves and rights to indemnification, is not likely to have a material adverse effect on Prudential Annuities’ financial position.

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CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION

The following are the contents of the Statement of Additional Information:

General Information about Prudential Annuities

Prudential Annuities Life Assurance Corporation

Prudential Annuities Life Assurance Corporation Variable Account B

Prudential Annuities Life Assurance Corporation Separate Account D

Principal Underwriter/Distributor – Prudential Annuities Distributors, Inc.

How the Unit Price is Determined

Additional Information on Fixed Allocations

How We Calculate the Market Value Adjustment

General Information

Voting Rights

Modification

Deferral of Transactions

Misstatement of Age or Sex

Annuitization

Experts

Legal Experts

Financial Statements

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APPENDIX A – CONDENSED FINANCIAL INFORMATION ABOUT SEPARATE ACCOUNT B

Separate Account B consists of multiple Sub-accounts that are available as investment options for the Prudential Annuities Annuities. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. All or some of these Sub-accounts are available as investment options for other variable annuities we offer pursuant to different prospectuses.

Unit Prices And Numbers Of Units. The following tables show for each Annuity: (a) the historical Unit Price, corresponding to the Annuity features bearing the highest and lowest combinations of asset-based charges*, as of the dates shown, for Units in each of the Sub-accounts of Separate Account B that are being offered pursuant to this Prospectus**; and (b) the number of Units outstanding for each such Sub-account as of the dates shown. The period for each year begins on January 1 and ends on December 31. Since November 18, 2002, we have been determining, on a daily basis, multiple Unit Prices for each Sub-account of Separate Account B. We compute multiple Unit Prices because several of our variable annuities invest in the same Sub-accounts, and these annuities deduct varying charges that correspond to each combination of the applicable Insurance Charge, Distribution Charge (when applicable) and the charges for each optional benefit. Where an asset-based charge corresponding to a particular Sub-account within a new annuity product is identical to that in the same Sub-account within an existing annuity, the Unit Price for the new annuity will be identical to that of the existing annuity. In such cases, we will for reference purposes depict, in the condensed financial information for the new annuity, Unit Prices of the existing annuity. To the extent a Sub-account commenced operations during a particular calendar year, the Unit Price as of the end of the period reflects only the partial year results from the commencement of operations until December 31st of the applicable year. When a Unit Price was first calculated for a particular Sub-account, we set the price of that Unit at $10.00 per Unit. Thereafter, Unit Prices vary based on market performance. Unit Prices and Units are provided for Sub-accounts that commenced operations prior to January 1, 2014.

*	Note: While a unit price is reflected for the maximum combination of asset based charges for each Sub-account, not all Sub-accounts are available if you elect certain optional benefits.
**	The remaining unit values appear in the Statement of Additional Information, which you may obtain free of charge by sending in the request form at the end of the Prospectus or contacting us at 1-888-PRU-2888.

ADVANCED SERIES XTRA CREDIT EIGHTSM (“XT8”)

Prudential Annuities Life Assurance Corporation

Prospectus

ACCUMULATION UNIT VALUES: With No Optional Benefits (1.75%)

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Academic Strategies Asset Allocation Portfolio
06/30/2008 to 12/31/2008	$10.73	$7.90	4,352,710
01/01/2009 to 12/31/2009	$7.90	$9.66	7,832,549
01/01/2010 to 12/31/2010	$9.66	$10.62	8,125,948
01/01/2011 to 12/31/2011	$10.62	$10.16	5,875,413
01/01/2012 to 12/31/2012	$10.16	$11.24	5,884,306
01/01/2013 to 12/31/2013	$11.24	$12.14	5,528,716
AST Advanced Strategies Portfolio
06/30/2008 to 12/31/2008	$10.72	$7.90	2,718,573
01/01/2009 to 12/31/2009	$7.90	$9.80	5,159,418
01/01/2010 to 12/31/2010	$9.80	$10.95	5,137,092
01/01/2011 to 12/31/2011	$10.95	$10.77	3,694,717
01/01/2012 to 12/31/2012	$10.77	$12.02	4,319,358
01/01/2013 to 12/31/2013	$12.02	$13.77	4,466,220
AST American Century Income & Growth Portfolio
06/30/2008 to 12/31/2008	$13.99	$10.28	116,472
01/01/2009 to 12/31/2009	$10.28	$11.90	295,585
01/01/2010 to 12/31/2010	$11.90	$13.31	387,586
01/01/2011 to 12/31/2011	$13.31	$13.55	332,429
01/01/2012 to 05/04/2012	$13.55	$14.71	0

A-1

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST AQR Emerging Markets Equity Portfolio
02/25/2013* to 12/31/2013	$10.00	$10.09	395
AST AQR Large-Cap Portfolio
04/29/2013* to 12/31/2013	$10.00	$11.63	156
AST Balanced Asset Allocation Portfolio
06/30/2008 to 12/31/2008	$10.78	$8.18	4,544,410
01/01/2009 to 12/31/2009	$8.18	$9.90	9,195,019
01/01/2010 to 12/31/2010	$9.90	$10.93	8,699,486
01/01/2011 to 12/31/2011	$10.93	$10.61	6,901,091
01/01/2012 to 12/31/2012	$10.61	$11.72	7,178,712
01/01/2013 to 12/31/2013	$11.72	$13.55	7,213,994
AST BlackRock Global Strategies Portfolio
05/02/2011* to 12/31/2011	$10.00	$9.16	186,720
01/01/2012 to 12/31/2012	$9.16	$10.07	329,722
01/01/2013 to 12/31/2013	$10.07	$10.97	394,788
AST BlackRock iShares ETF Portfolio
04/29/2013* to 12/31/2013	$10.00	$10.49	74,848
AST Capital Growth Asset Allocation Portfolio
06/30/2008 to 12/31/2008	$10.79	$7.70	5,254,768
01/01/2009 to 12/31/2009	$7.70	$9.48	9,649,337
01/01/2010 to 12/31/2010	$9.48	$10.56	9,541,918
01/01/2011 to 12/31/2011	$10.56	$10.13	6,564,135
01/01/2012 to 12/31/2012	$10.13	$11.31	7,253,930
01/01/2013 to 12/31/2013	$11.31	$13.64	8,307,070
AST ClearBridge Dividend Growth Portfolio formerly, AST Clearbridge Dividend Growth Portfolio
02/25/2013* to 12/31/2013	$10.00	$11.65	31,689
AST Cohen & Steers Realty Portfolio
06/30/2008 to 12/31/2008	$21.71	$14.38	50,033
01/01/2009 to 12/31/2009	$14.38	$18.64	105,825
01/01/2010 to 12/31/2010	$18.64	$23.57	111,924
01/01/2011 to 12/31/2011	$23.57	$24.68	97,984
01/01/2012 to 12/31/2012	$24.68	$27.97	103,989
01/01/2013 to 12/31/2013	$27.97	$28.34	114,992
AST Defensive Asset Allocation Portfolio
04/29/2013* to 12/31/2013	$10.00	$9.68	195,251
AST Federated Aggressive Growth Portfolio
06/30/2008 to 12/31/2008	$21.30	$14.22	104,149
01/01/2009 to 12/31/2009	$14.22	$18.53	232,311
01/01/2010 to 12/31/2010	$18.53	$24.13	246,378
01/01/2011 to 12/31/2011	$24.13	$20.60	210,184
01/01/2012 to 12/31/2012	$20.60	$24.30	191,077
01/01/2013 to 12/31/2013	$24.30	$33.62	181,082
AST FI Pyramis® Asset Allocation Portfolio
06/30/2008 to 12/31/2008	$9.07	$7.15	571,212
01/01/2009 to 12/31/2009	$7.15	$8.52	1,341,861
01/01/2010 to 12/31/2010	$8.52	$9.48	1,442,865
01/01/2011 to 12/31/2011	$9.48	$9.09	1,157,723
01/01/2012 to 12/31/2012	$9.09	$10.15	1,264,287
01/01/2013 to 12/31/2013	$10.15	$11.89	1,513,789

A-2

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST First Trust Balanced Target Portfolio
06/30/2008 to 12/31/2008	$9.86	$7.26	2,521,848
01/01/2009 to 12/31/2009	$7.26	$8.83	4,794,825
01/01/2010 to 12/31/2010	$8.83	$9.92	4,948,687
01/01/2011 to 12/31/2011	$9.92	$9.60	3,579,527
01/01/2012 to 12/31/2012	$9.60	$10.44	4,166,207
01/01/2013 to 12/31/2013	$10.44	$11.77	3,954,033
AST Focus Four Plus Portfolio
07/21/2008* to 12/31/2008	$10.00	$7.47	573,235
01/01/2009 to 11/13/2009	$7.47	$8.35	0
AST Franklin Templeton Founding Funds Allocation Portfolio
04/30/2012* to 12/31/2012	$10.00	$10.74	3,803,999
01/01/2013 to 12/31/2013	$10.74	$13.14	3,745,291
AST Franklin Templeton Founding Funds Plus Portfolio
04/29/2013* to 12/31/2013	$10.00	$10.81	309,658
AST Global Real Estate Portfolio
07/21/2008* to 12/31/2008	$10.18	$6.11	50,776
01/01/2009 to 12/31/2009	$6.11	$8.11	118,446
01/01/2010 to 12/31/2010	$8.11	$9.58	151,468
01/01/2011 to 12/31/2011	$9.58	$8.94	88,211
01/01/2012 to 12/31/2012	$8.94	$11.13	113,541
01/01/2013 to 12/31/2013	$11.13	$11.41	120,665
AST Goldman Sachs Concentrated Growth Portfolio
06/30/2008 to 12/31/2008	$13.63	$8.55	81,276
01/01/2009 to 12/31/2009	$8.55	$12.56	180,978
01/01/2010 to 12/31/2010	$12.56	$13.61	179,004
01/01/2011 to 12/31/2011	$13.61	$12.84	88,351
01/01/2012 to 12/31/2012	$12.84	$15.11	100,006
01/01/2013 to 12/31/2013	$15.11	$19.26	107,953
AST Goldman Sachs Large-Cap Value Portfolio
06/30/2008 to 12/31/2008	$14.10	$9.96	371,815
01/01/2009 to 12/31/2009	$9.96	$11.67	621,602
01/01/2010 to 12/31/2010	$11.67	$12.94	632,157
01/01/2011 to 12/31/2011	$12.94	$12.01	436,847
01/01/2012 to 12/31/2012	$12.01	$14.12	404,667
01/01/2013 to 12/31/2013	$14.12	$18.53	518,331
AST Goldman Sachs Mid-Cap Growth Portfolio
06/30/2008 to 12/31/2008	$17.45	$10.70	86,649
01/01/2009 to 12/31/2009	$10.70	$16.52	253,562
01/01/2010 to 12/31/2010	$16.52	$19.45	254,558
01/01/2011 to 12/31/2011	$19.45	$18.54	155,235
01/01/2012 to 12/31/2012	$18.54	$21.78	158,856
01/01/2013 to 12/31/2013	$21.78	$28.29	227,835
AST Goldman Sachs Multi-Asset Portfolio formerly, AST Horizon Moderate Asset Allocation Portfolio
06/30/2008 to 12/31/2008	$9.46	$7.57	1,188,844
01/01/2009 to 12/31/2009	$7.57	$9.18	2,696,442
01/01/2010 to 12/31/2010	$9.18	$10.07	2,606,302
01/01/2011 to 12/31/2011	$10.07	$9.84	2,336,688
01/01/2012 to 12/31/2012	$9.84	$10.65	2,364,544
01/01/2013 to 12/31/2013	$10.65	$11.49	2,165,383

A-3

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Goldman Sachs Small-Cap Value Portfolio
06/30/2008 to 12/31/2008	$17.05	$13.19	41,001
01/01/2009 to 12/31/2009	$13.19	$16.44	121,815
01/01/2010 to 12/31/2010	$16.44	$20.47	129,429
01/01/2011 to 12/31/2011	$20.47	$20.38	104,405
01/01/2012 to 12/31/2012	$20.38	$23.16	115,043
01/01/2013 to 12/31/2013	$23.16	$31.59	157,388
AST Herndon Large-Cap Value Portfolio formerly, AST BlackRock Value Portfolio
06/30/2008 to 12/31/2008	$15.78	$11.34	124,499
01/01/2009 to 12/31/2009	$11.34	$13.17	292,701
01/01/2010 to 12/31/2010	$13.17	$14.55	285,605
01/01/2011 to 12/31/2011	$14.55	$14.23	245,098
01/01/2012 to 12/31/2012	$14.23	$15.85	280,404
01/01/2013 to 12/31/2013	$15.85	$20.97	214,589
AST High Yield Portfolio
06/30/2008 to 12/31/2008	$14.13	$10.62	140,984
01/01/2009 to 12/31/2009	$10.62	$14.14	428,488
01/01/2010 to 12/31/2010	$14.14	$15.77	372,390
01/01/2011 to 12/31/2011	$15.77	$15.99	364,824
01/01/2012 to 12/31/2012	$15.99	$17.88	373,793
01/01/2013 to 12/31/2013	$17.88	$18.83	284,857
AST International Growth Portfolio
06/30/2008 to 12/31/2008	$21.21	$11.88	279,897
01/01/2009 to 12/31/2009	$11.88	$15.80	487,491
01/01/2010 to 12/31/2010	$15.80	$17.77	425,028
01/01/2011 to 12/31/2011	$17.77	$15.20	278,398
01/01/2012 to 12/31/2012	$15.20	$17.98	225,134
01/01/2013 to 12/31/2013	$17.98	$21.03	314,013
AST International Value Portfolio
06/30/2008 to 12/31/2008	$21.23	$13.65	149,062
01/01/2009 to 12/31/2009	$13.65	$17.50	230,878
01/01/2010 to 12/31/2010	$17.50	$19.10	223,400
01/01/2011 to 12/31/2011	$19.10	$16.41	166,971
01/01/2012 to 12/31/2012	$16.41	$18.81	154,255
01/01/2013 to 12/31/2013	$18.81	$22.08	154,201
AST J.P. Morgan Global Thematic Portfolio
06/30/2008 to 12/31/2008	$9.17	$6.94	863,227
01/01/2009 to 12/31/2009	$6.94	$8.63	2,307,480
01/01/2010 to 12/31/2010	$8.63	$9.65	2,099,781
01/01/2011 to 12/31/2011	$9.65	$9.43	1,614,883
01/01/2012 to 12/31/2012	$9.43	$10.52	1,676,781
01/01/2013 to 12/31/2013	$10.52	$12.02	1,947,729
AST J.P. Morgan International Equity Portfolio formerly, AST JPMorgan International Equity Portfolio
06/30/2008 to 12/31/2008	$18.54	$11.98	113,373
01/01/2009 to 12/31/2009	$11.98	$15.99	221,273
01/01/2010 to 12/31/2010	$15.99	$16.84	185,707
01/01/2011 to 12/31/2011	$16.84	$15.03	114,544
01/01/2012 to 12/31/2012	$15.03	$18.00	173,844
01/01/2013 to 12/31/2013	$18.00	$20.40	175,509

A-4

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST J.P. Morgan Strategic Opportunities Portfolio
06/30/2008 to 12/31/2008	$14.59	$11.85	3,160,598
01/01/2009 to 12/31/2009	$11.85	$14.20	5,395,477
01/01/2010 to 12/31/2010	$14.20	$14.97	4,994,247
01/01/2011 to 12/31/2011	$14.97	$14.75	3,977,587
01/01/2012 to 12/31/2012	$14.75	$16.04	3,829,637
01/01/2013 to 12/31/2013	$16.04	$17.50	3,462,249
AST Large-Cap Value Portfolio
06/30/2008 to 12/31/2008	$12.72	$8.83	276,477
01/01/2009 to 12/31/2009	$8.83	$10.36	346,012
01/01/2010 to 12/31/2010	$10.36	$11.52	329,940
01/01/2011 to 12/31/2011	$11.52	$10.84	425,797
01/01/2012 to 12/31/2012	$10.84	$12.45	310,531
01/01/2013 to 12/31/2013	$12.45	$17.11	379,818
AST Loomis Sayles Large-Cap Growth Portfolio formerly, AST Marsico Capital Growth Portfolio
06/30/2008 to 12/31/2008	$15.05	$9.68	585,331
01/01/2009 to 12/31/2009	$9.68	$12.34	888,567
01/01/2010 to 12/31/2010	$12.34	$14.52	935,347
01/01/2011 to 12/31/2011	$14.52	$14.13	601,374
01/01/2012 to 12/31/2012	$14.13	$15.59	530,840
01/01/2013 to 12/31/2013	$15.59	$20.93	528,924
AST Lord Abbett Core Fixed Income Portfolio
06/30/2008 to 12/31/2008	$13.78	$10.62	187,186
01/01/2009 to 12/31/2009	$10.62	$14.04	462,990
01/01/2010 to 12/31/2010	$14.04	$15.65	363,535
01/01/2011 to 12/31/2011	$15.65	$16.94	802,019
01/01/2012 to 12/31/2012	$16.94	$17.63	499,905
01/01/2013 to 12/31/2013	$17.63	$16.97	370,452
AST MFS Global Equity Portfolio
06/30/2008 to 12/31/2008	$17.81	$12.90	29,392
01/01/2009 to 12/31/2009	$12.90	$16.67	102,445
01/01/2010 to 12/31/2010	$16.67	$18.35	118,460
01/01/2011 to 12/31/2011	$18.35	$17.47	117,512
01/01/2012 to 12/31/2012	$17.47	$21.12	124,134
01/01/2013 to 12/31/2013	$21.12	$26.49	154,845
AST MFS Growth Portfolio
06/30/2008 to 12/31/2008	$14.65	$9.90	101,558
01/01/2009 to 12/31/2009	$9.90	$12.10	319,640
01/01/2010 to 12/31/2010	$12.10	$13.40	285,466
01/01/2011 to 12/31/2011	$13.40	$13.09	256,621
01/01/2012 to 12/31/2012	$13.09	$15.06	275,009
01/01/2013 to 12/31/2013	$15.06	$20.23	302,283
AST MFS Large-Cap Value Portfolio
08/20/2012* to 12/31/2012	$10.00	$10.19	0
01/01/2013 to 12/31/2013	$10.19	$13.47	21,063
AST Mid-Cap Value Portfolio
06/30/2008 to 12/31/2008	$16.54	$10.84	84,121
01/01/2009 to 12/31/2009	$10.84	$14.79	131,073
01/01/2010 to 12/31/2010	$14.79	$17.96	245,356
01/01/2011 to 12/31/2011	$17.96	$17.04	194,504
01/01/2012 to 12/31/2012	$17.04	$19.82	208,652
01/01/2013 to 12/31/2013	$19.82	$25.79	167,490

A-5

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Money Market Portfolio
06/30/2008 to 12/31/2008	$10.52	$10.54	4,924,789
01/01/2009 to 12/31/2009	$10.54	$10.38	6,589,463
01/01/2010 to 12/31/2010	$10.38	$10.20	3,952,695
01/01/2011 to 12/31/2011	$10.20	$10.02	3,134,616
01/01/2012 to 12/31/2012	$10.02	$9.85	2,455,891
01/01/2013 to 12/31/2013	$9.85	$9.67	1,802,602
AST Neuberger Berman / LSV Mid-Cap Value Portfolio
06/30/2008 to 12/31/2008	$18.09	$11.11	126,789
01/01/2009 to 12/31/2009	$11.11	$15.36	175,659
01/01/2010 to 12/31/2010	$15.36	$18.62	179,576
01/01/2011 to 12/31/2011	$18.62	$17.84	124,275
01/01/2012 to 12/31/2012	$17.84	$20.53	124,963
01/01/2013 to 12/31/2013	$20.53	$28.65	168,627
AST Neuberger Berman Core Bond Portfolio
10/31/2011* to 12/31/2011	$10.03	$10.07	109,152
01/01/2012 to 12/31/2012	$10.07	$10.37	126,809
01/01/2013 to 12/31/2013	$10.37	$9.90	157,029
AST Neuberger Berman Mid-Cap Growth Portfolio
06/30/2008 to 12/31/2008	$18.31	$11.65	166,699
01/01/2009 to 12/31/2009	$11.65	$14.86	194,357
01/01/2010 to 12/31/2010	$14.86	$18.79	265,825
01/01/2011 to 12/31/2011	$18.79	$18.77	159,187
01/01/2012 to 12/31/2012	$18.77	$20.73	170,702
01/01/2013 to 12/31/2013	$20.73	$27.01	217,953
AST Neuberger Berman Small-Cap Growth Portfolio
06/30/2008 to 12/31/2008	$16.13	$10.41	40,300
01/01/2009 to 12/31/2009	$10.41	$12.54	83,604
01/01/2010 to 12/31/2010	$12.54	$14.82	106,919
01/01/2011 to 04/29/2011	$14.82	$16.61	0
AST New Discovery Asset Allocation Portfolio
04/30/2012* to 12/31/2012	$10.00	$10.32	463,129
01/01/2013 to 12/31/2013	$10.32	$12.05	472,377
AST Parametric Emerging Markets Equity Portfolio
07/21/2008* to 12/31/2008	$10.10	$5.57	41,994
01/01/2009 to 12/31/2009	$5.57	$9.11	411,638
01/01/2010 to 12/31/2010	$9.11	$10.95	575,179
01/01/2011 to 12/31/2011	$10.95	$8.58	282,385
01/01/2012 to 12/31/2012	$8.58	$9.94	278,402
01/01/2013 to 12/31/2013	$9.94	$9.79	308,384
AST PIMCO Limited Maturity Bond Portfolio
06/30/2008 to 12/31/2008	$11.15	$10.90	712,342
01/01/2009 to 12/31/2009	$10.90	$11.80	1,339,103
01/01/2010 to 12/31/2010	$11.80	$12.05	1,296,102
01/01/2011 to 12/31/2011	$12.05	$12.10	1,090,180
01/01/2012 to 12/31/2012	$12.10	$12.45	906,164
01/01/2013 to 12/31/2013	$12.45	$11.96	703,101

A-6

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST PIMCO Total Return Bond Portfolio
06/30/2008 to 12/31/2008	$11.90	$11.38	1,923,586
01/01/2009 to 12/31/2009	$11.38	$13.03	6,477,063
01/01/2010 to 12/31/2010	$13.03	$13.79	5,823,131
01/01/2011 to 12/31/2011	$13.79	$13.98	4,380,484
01/01/2012 to 12/31/2012	$13.98	$15.02	4,925,654
01/01/2013 to 12/31/2013	$15.02	$14.48	3,565,817
AST Preservation Asset Allocation Portfolio
06/30/2008 to 12/31/2008	$10.81	$9.00	5,689,527
01/01/2009 to 12/31/2009	$9.00	$10.61	8,876,053
01/01/2010 to 12/31/2010	$10.61	$11.52	8,285,111
01/01/2011 to 12/31/2011	$11.52	$11.44	9,292,075
01/01/2012 to 12/31/2012	$11.44	$12.40	7,824,702
01/01/2013 to 12/31/2013	$12.40	$13.31	6,555,353
AST Prudential Core Bond Portfolio
10/31/2011* to 12/31/2011	$10.02	$10.07	68,332
01/01/2012 to 12/31/2012	$10.07	$10.60	127,200
01/01/2013 to 12/31/2013	$10.60	$10.17	131,237
AST Prudential Growth Allocation Portfolio formerly, AST First Trust Capital Appreciation Target Portfolio
06/30/2008 to 12/31/2008	$10.35	$6.68	3,179,075
01/01/2009 to 12/31/2009	$6.68	$8.27	8,102,750
01/01/2010 to 12/31/2010	$8.27	$9.67	8,008,178
01/01/2011 to 12/31/2011	$9.67	$8.91	5,066,553
01/01/2012 to 12/31/2012	$8.91	$9.88	5,946,493
01/01/2013 to 12/31/2013	$9.88	$11.36	5,941,905
AST QMA Emerging Markets Equity Portfolio
02/25/2013* to 12/31/2013	$10.00	$9.59	0
AST QMA Large-Cap Portfolio
04/29/2013* to 12/31/2013	$10.00	$11.67	0
AST QMA US Equity Alpha Portfolio
06/30/2008 to 12/31/2008	$13.21	$9.01	65,761
01/01/2009 to 12/31/2009	$9.01	$10.79	83,441
01/01/2010 to 12/31/2010	$10.79	$12.19	93,648
01/01/2011 to 12/31/2011	$12.19	$12.39	80,817
01/01/2012 to 12/31/2012	$12.39	$14.47	119,164
01/01/2013 to 12/31/2013	$14.47	$18.82	96,916
AST Quantitative Modeling Portfolio
05/02/2011* to 12/31/2011	$10.00	$8.89	34,097
01/01/2012 to 12/31/2012	$8.89	$9.89	34,416
01/01/2013 to 12/31/2013	$9.89	$11.89	807
AST RCM World Trends Portfolio formerly, AST CLS Moderate Asset Allocation Portfolio
06/30/2008 to 12/31/2008	$9.34	$7.14	1,735,291
01/01/2009 to 12/31/2009	$7.14	$8.66	3,303,858
01/01/2010 to 12/31/2010	$8.66	$9.52	3,744,133
01/01/2011 to 12/31/2011	$9.52	$9.19	2,822,961
01/01/2012 to 12/31/2012	$9.19	$9.95	3,000,554
01/01/2013 to 12/31/2013	$9.95	$11.00	2,844,187

A-7

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Schroders Global Tactical Portfolio
06/30/2008 to 12/31/2008	$10.33	$7.32	953,185
01/01/2009 to 12/31/2009	$7.32	$9.13	2,123,301
01/01/2010 to 12/31/2010	$9.13	$10.25	2,188,086
01/01/2011 to 12/31/2011	$10.25	$9.83	1,532,830
01/01/2012 to 12/31/2012	$9.83	$11.20	1,973,979
01/01/2013 to 12/31/2013	$11.20	$12.99	2,031,121
AST Schroders Multi-Asset World Strategies Portfolio
06/30/2008 to 12/31/2008	$13.80	$10.13	805,504
01/01/2009 to 12/31/2009	$10.13	$12.69	1,848,676
01/01/2010 to 12/31/2010	$12.69	$13.94	2,596,866
01/01/2011 to 12/31/2011	$13.94	$13.23	1,587,756
01/01/2012 to 12/31/2012	$13.23	$14.45	1,723,539
01/01/2013 to 12/31/2013	$14.45	$16.24	1,483,807
AST Small-Cap Growth Portfolio
06/30/2008 to 12/31/2008	$13.52	$9.17	68,880
01/01/2009 to 12/31/2009	$9.17	$12.07	124,179
01/01/2010 to 12/31/2010	$12.07	$16.17	260,929
01/01/2011 to 12/31/2011	$16.17	$15.74	118,967
01/01/2012 to 12/31/2012	$15.74	$17.34	165,254
01/01/2013 to 12/31/2013	$17.34	$23.03	236,534
AST Small-Cap Value Portfolio
06/30/2008 to 12/31/2008	$16.10	$12.18	207,810
01/01/2009 to 12/31/2009	$12.18	$15.20	346,090
01/01/2010 to 12/31/2010	$15.20	$18.81	370,330
01/01/2011 to 12/31/2011	$18.81	$17.38	308,621
01/01/2012 to 12/31/2012	$17.38	$20.17	230,213
01/01/2013 to 12/31/2013	$20.17	$27.23	221,981
AST T. Rowe Price Asset Allocation Portfolio
06/30/2008 to 12/31/2008	$14.62	$11.46	1,854,274
01/01/2009 to 12/31/2009	$11.46	$13.97	3,003,586
01/01/2010 to 12/31/2010	$13.97	$15.31	3,463,609
01/01/2011 to 12/31/2011	$15.31	$15.34	2,695,482
01/01/2012 to 12/31/2012	$15.34	$17.11	3,129,497
01/01/2013 to 12/31/2013	$17.11	$19.64	3,355,844
AST T. Rowe Price Equity Income Portfolio
06/30/2008 to 12/31/2008	$13.63	$9.51	162,150
01/01/2009 to 12/31/2009	$9.51	$11.57	232,439
01/01/2010 to 12/31/2010	$11.57	$12.87	263,882
01/01/2011 to 12/31/2011	$12.87	$12.44	209,831
01/01/2012 to 12/31/2012	$12.44	$14.33	234,409
01/01/2013 to 12/31/2013	$14.33	$18.26	259,454
AST T. Rowe Price Large-Cap Growth Portfolio
06/30/2008 to 12/31/2008	$13.40	$8.70	366,989
01/01/2009 to 12/31/2009	$8.70	$13.11	634,431
01/01/2010 to 12/31/2010	$13.11	$14.91	621,392
01/01/2011 to 12/31/2011	$14.91	$14.40	510,390
01/01/2012 to 12/31/2012	$14.40	$16.64	618,330
01/01/2013 to 12/31/2013	$16.64	$23.54	659,574

A-8

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST T. Rowe Price Natural Resources Portfolio
06/30/2008 to 12/31/2008	$40.57	$17.60	116,495
01/01/2009 to 12/31/2009	$17.60	$25.83	303,259
01/01/2010 to 12/31/2010	$25.83	$30.57	357,381
01/01/2011 to 12/31/2011	$30.57	$25.55	250,885
01/01/2012 to 12/31/2012	$25.55	$26.01	225,332
01/01/2013 to 12/31/2013	$26.01	$29.49	171,665
AST Templeton Global Bond Portfolio formerly, AST T. Rowe Price Global Bond Portfolio
06/30/2008 to 12/31/2008	$13.08	$12.35	196,898
01/01/2009 to 12/31/2009	$12.35	$13.61	510,891
01/01/2010 to 12/31/2010	$13.61	$14.14	404,389
01/01/2011 to 12/31/2011	$14.14	$14.46	331,623
01/01/2012 to 12/31/2012	$14.46	$14.95	336,636
01/01/2013 to 12/31/2013	$14.95	$14.14	282,751
AST Wellington Management Hedged Equity Portfolio
06/30/2008 to 12/31/2008	$10.60	$6.93	308,687
01/01/2009 to 12/31/2009	$6.93	$8.74	627,433
01/01/2010 to 12/31/2010	$8.74	$9.85	494,408
01/01/2011 to 12/31/2011	$9.85	$9.34	549,724
01/01/2012 to 12/31/2012	$9.34	$10.19	573,378
01/01/2013 to 12/31/2013	$10.19	$12.06	1,015,167
AST Western Asset Core Plus Bond Portfolio
06/30/2008 to 12/31/2008	$10.06	$9.29	827,581
01/01/2009 to 12/31/2009	$9.29	$10.19	1,709,734
01/01/2010 to 12/31/2010	$10.19	$10.79	1,705,804
01/01/2011 to 12/31/2011	$10.79	$11.24	1,440,916
01/01/2012 to 12/31/2012	$11.24	$11.92	1,487,081
01/01/2013 to 12/31/2013	$11.92	$11.53	1,542,429
AST Western Asset Emerging Markets Debt Portfolio
08/20/2012* to 12/31/2012	$10.00	$10.38	2,753
01/01/2013 to 12/31/2013	$10.38	$9.37	425
Evergreen VA Growth Fund
06/30/2008 to 12/31/2008	$11.65	$7.87	45,694
01/01/2009 to 12/31/2009	$7.87	$10.81	46,512
01/01/2010 to 07/16/2010	$10.81	$10.58	0
Evergreen VA International Equity Fund
06/30/2008 to 12/31/2008	$16.80	$10.96	34,306
01/01/2009 to 12/31/2009	$10.96	$12.49	38,920
01/01/2010 to 07/16/2010	$12.49	$11.86	0
Evergreen VA Omega Fund
06/30/2008 to 12/31/2008	$14.72	$11.65	5,197
01/01/2009 to 12/31/2009	$11.65	$16.48	23,777
01/01/2010 to 07/16/2010	$16.48	$15.39	0
First Trust Target Focus Four Portfolio
06/30/2008 to 12/31/2008	$9.16	$6.11	13,357
01/01/2009 to 12/31/2009	$6.11	$7.73	25,448
01/01/2010 to 12/31/2010	$7.73	$9.04	16,066
01/01/2011 to 12/31/2011	$9.04	$7.91	12,763
01/01/2012 to 12/31/2012	$7.91	$8.85	19,944
01/01/2013 to 12/31/2013	$8.85	$11.40	17,886

A-9

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
Franklin Templeton VIP Founding Funds Allocation Fund
06/30/2008 to 12/31/2008	$9.28	$6.64	2,458,339
01/01/2009 to 12/31/2009	$6.64	$8.48	5,009,139
01/01/2010 to 12/31/2010	$8.48	$9.19	4,904,811
01/01/2011 to 12/31/2011	$9.19	$8.88	3,519,423
01/01/2012 to 09/21/2012	$8.88	$9.94	0
Global Dividend Target 15 Portfolio
06/30/2008 to 12/31/2008	$21.34	$14.63	54,496
01/01/2009 to 12/31/2009	$14.63	$20.28	45,909
01/01/2010 to 12/31/2010	$20.28	$21.86	41,451
01/01/2011 to 12/31/2011	$21.86	$19.87	38,477
01/01/2012 to 12/31/2012	$19.87	$24.48	27,454
01/01/2013 to 12/31/2013	$24.48	$27.50	23,137
Invesco V.I. Capital Development Fund – Series I
04/29/2011* to 12/31/2011	$10.03	$8.16	11,147
01/01/2012 to 04/27/2012	$8.16	$9.25	0
Invesco V.I. Diversified Dividend Fund – Series I
04/29/2011* to 12/31/2011	$9.99	$9.12	22,541
01/01/2012 to 12/31/2012	$9.12	$10.63	19,661
01/01/2013 to 12/31/2013	$10.63	$13.69	19,004
Invesco V.I. Dynamics Fund – Series I
06/30/2008 to 12/31/2008	$17.49	$10.21	11,493
01/01/2009 to 12/31/2009	$10.21	$14.29	10,055
01/01/2010 to 12/31/2010	$14.29	$17.39	8,468
01/01/2011 to 04/29/2011	$17.39	$19.36	0
Invesco V.I. Financial Services Fund – Series I
06/30/2008 to 12/31/2008	$8.31	$4.89	27,302
01/01/2009 to 12/31/2009	$4.89	$6.12	46,084
01/01/2010 to 12/31/2010	$6.12	$6.63	34,698
01/01/2011 to 04/29/2011	$6.63	$7.00	0
Invesco V.I. Global Health Care Fund – Series I
06/30/2008 to 12/31/2008	$13.69	$10.69	20,679
01/01/2009 to 12/31/2009	$10.69	$13.41	22,802
01/01/2010 to 12/31/2010	$13.41	$13.87	21,332
01/01/2011 to 12/31/2011	$13.87	$14.17	20,251
01/01/2012 to 12/31/2012	$14.17	$16.83	13,718
01/01/2013 to 12/31/2013	$16.83	$23.24	21,230
Invesco V.I. Mid Cap Growth Portfolio, Series I formerly, Invesco Van Kampen V.I. Mid Cap Growth Fund – Series I
04/27/2012* to 12/31/2012	$10.05	$9.76	4,386
01/01/2013 to 12/31/2013	$9.76	$13.14	2,175
Invesco V.I. Technology Fund – Series I
06/30/2008 to 12/31/2008	$9.92	$6.22	9,377
01/01/2009 to 12/31/2009	$6.22	$9.61	13,037
01/01/2010 to 12/31/2010	$9.61	$11.46	11,371
01/01/2011 to 12/31/2011	$11.46	$10.69	5,242
01/01/2012 to 12/31/2012	$10.69	$11.68	4,697
01/01/2013 to 12/31/2013	$11.68	$14.37	5,557

A-10

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
NASDAQ Target 15 Portfolio
06/30/2008 to 12/31/2008	$9.89	$5.97	5,319
01/01/2009 to 12/31/2009	$5.97	$6.85	1,708
01/01/2010 to 12/31/2010	$6.85	$8.78	2,439
01/01/2011 to 12/31/2011	$8.78	$8.74	2,622
01/01/2012 to 12/31/2012	$8.74	$9.70	2,070
01/01/2013 to 12/31/2013	$9.70	$14.18	13,686
NVIT Developing Markets Fund
06/30/2008 to 12/31/2008	$38.74	$18.30	47,859
01/01/2009 to 12/31/2009	$18.30	$29.16	74,449
01/01/2010 to 12/31/2010	$29.16	$33.28	57,941
01/01/2011 to 12/31/2011	$33.28	$25.37	40,811
01/01/2012 to 12/31/2012	$25.37	$29.11	24,448
01/01/2013 to 12/31/2013	$29.11	$28.61	14,418
Prudential SP International Growth Portfolio
06/30/2008 to 12/31/2008	$14.70	$8.21	37,898
01/01/2009 to 12/31/2009	$8.21	$11.06	19,932
01/01/2010 to 12/31/2010	$11.06	$12.39	11,182
01/01/2011 to 12/31/2011	$12.39	$10.36	557
01/01/2012 to 12/31/2012	$10.36	$12.46	451
01/01/2013 to 12/31/2013	$12.46	$14.55	121
S&P Target 24 Portfolio
06/30/2008 to 12/31/2008	$12.08	$9.90	7,628
01/01/2009 to 12/31/2009	$9.90	$11.06	8,587
01/01/2010 to 12/31/2010	$11.06	$12.97	9,863
01/01/2011 to 12/31/2011	$12.97	$13.83	10,795
01/01/2012 to 12/31/2012	$13.83	$14.87	7,841
01/01/2013 to 12/31/2013	$14.87	$20.78	7,270
Target Managed VIP Portfolio
06/30/2008 to 12/31/2008	$15.24	$9.75	57,975
01/01/2009 to 12/31/2009	$9.75	$10.82	60,338
01/01/2010 to 12/31/2010	$10.82	$12.66	60,391
01/01/2011 to 12/31/2011	$12.66	$12.23	7,656
01/01/2012 to 12/31/2012	$12.23	$13.58	6,544
01/01/2013 to 12/31/2013	$13.58	$18.12	5,311
The DOW DART 10 Portfolio
06/30/2008 to 12/31/2008	$12.06	$9.96	5,473
01/01/2009 to 12/31/2009	$9.96	$11.15	3,925
01/01/2010 to 12/31/2010	$11.15	$12.79	8,226
01/01/2011 to 12/31/2011	$12.79	$13.53	16,068
01/01/2012 to 12/31/2012	$13.53	$14.72	2,726
01/01/2013 to 12/31/2013	$14.72	$18.93	2,819
The DOW Target Dividend Portfolio
06/30/2008 to 12/31/2008	$8.16	$6.57	33,392
01/01/2009 to 12/31/2009	$6.57	$7.37	43,573
01/01/2010 to 12/31/2010	$7.37	$8.43	37,446
01/01/2011 to 12/31/2011	$8.43	$8.78	25,669
01/01/2012 to 12/31/2012	$8.78	$9.11	41,678
01/01/2013 to 12/31/2013	$9.11	$11.47	37,450

A-11

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
Value Line Target 25 Portfolio
06/30/2008 to 12/31/2008	$9.90	$4.55	5,578
01/01/2009 to 12/31/2009	$4.55	$4.78	6,045
01/01/2010 to 12/31/2010	$4.78	$6.13	6,402
01/01/2011 to 12/31/2011	$6.13	$4.54	3,015
01/01/2012 to 12/31/2012	$4.54	$5.41	5,178
01/01/2013 to 12/31/2013	$5.41	$6.98	2,345
Wells Fargo Advantage VT Equity Income
06/30/2008 to 12/31/2008	$13.88	$10.19	10,669
01/01/2009 to 12/31/2009	$10.19	$11.70	13,252
01/01/2010 to 07/16/2010	$11.70	$11.24	0
Wells Fargo Advantage VT International Equity Portfolio Share Class 1
07/16/2010* to 12/31/2010	$11.87	$14.35	30,964
01/01/2011 to 12/31/2011	$14.35	$12.30	35,489
01/01/2012 to 12/31/2012	$12.30	$13.73	36,307
01/01/2013 to 12/31/2013	$13.73	$16.18	19,432
Wells Fargo Advantage VT Intrinsic Value Portfolio Share Class 2
07/16/2010* to 12/31/2010	$11.24	$13.08	14,974
01/01/2011 to 12/31/2011	$13.08	$12.58	29,389
01/01/2012 to 12/31/2012	$12.58	$14.76	25,003
01/01/2013 to 12/31/2013	$14.76	$18.90	31,328
Wells Fargo Advantage VT Omega Growth Portfolio Share Class 1
07/16/2010* to 12/31/2010	$15.39	$19.40	31,133
01/01/2011 to 12/31/2011	$19.40	$18.04	33,795
01/01/2012 to 12/31/2012	$18.04	$21.40	31,280
01/01/2013 to 12/31/2013	$21.40	$29.48	18,601
Wells Fargo Advantage VT Small Cap Growth Portfolio Share Class 1
07/16/2010* to 12/31/2010	$9.59	$12.24	54,823
01/01/2011 to 12/31/2011	$12.24	$11.51	42,833
01/01/2012 to 12/31/2012	$11.51	$12.22	10,081
01/01/2013 to 12/31/2013	$12.22	$18.08	4,391

*	Denotes the start date of these sub-accounts

ADVANCED SERIES XTRA CREDIT EIGHTSM (“XT8”)

Prudential Annuities Life Assurance Corporation

Prospectus

ACCUMULATION UNIT VALUES: With HD GRO 60 bps, EBP and Combo DB OR GRO Plus 2008 60 bps, EBP and Combo DB (3.10%)

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Academic Strategies Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$10.02	$12.13	0
01/01/2010 to 12/31/2010	$12.13	$13.16	0
01/01/2011 to 12/31/2011	$13.16	$12.41	0
01/01/2012 to 12/31/2012	$12.41	$13.54	0
01/01/2013 to 12/31/2013	$13.54	$14.43	0

A-12

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Advanced Strategies Portfolio
05/01/2009 to 12/31/2009	$10.04	$12.33	0
01/01/2010 to 12/31/2010	$12.33	$13.58	0
01/01/2011 to 12/31/2011	$13.58	$13.18	0
01/01/2012 to 12/31/2012	$13.18	$14.51	0
01/01/2013 to 12/31/2013	$14.51	$16.39	0
AST American Century Income & Growth Portfolio
05/01/2009 to 12/31/2009	$10.08	$12.37	0
01/01/2010 to 12/31/2010	$12.37	$13.65	0
01/01/2011 to 12/31/2011	$13.65	$13.70	0
01/01/2012 to 05/04/2012	$13.70	$14.81	0
AST Balanced Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$10.02	$11.96	0
01/01/2010 to 12/31/2010	$11.96	$13.01	0
01/01/2011 to 12/31/2011	$13.01	$12.46	0
01/01/2012 to 12/31/2012	$12.46	$13.58	0
01/01/2013 to 12/31/2013	$13.58	$15.48	0
AST BlackRock Global Strategies Portfolio
05/02/2011* to 12/31/2011	$10.00	$9.08	0
01/01/2012 to 12/31/2012	$9.08	$9.84	0
01/01/2013 to 12/31/2013	$9.84	$10.57	0
AST BlackRock iShares ETF Portfolio
04/29/2013* to 12/31/2013	$10.00	$10.39	0
AST Bond Portfolio 2015
05/01/2009 to 12/31/2009	$9.96	$9.92	0
01/01/2010 to 12/31/2010	$9.92	$10.51	0
01/01/2011 to 12/31/2011	$10.51	$10.84	0
01/01/2012 to 12/31/2012	$10.84	$10.82	0
01/01/2013 to 12/31/2013	$10.82	$10.45	0
AST Bond Portfolio 2016
05/01/2009 to 12/31/2009	$9.94	$9.54	0
01/01/2010 to 12/31/2010	$9.54	$10.22	0
01/01/2011 to 12/31/2011	$10.22	$10.86	0
01/01/2012 to 12/31/2012	$10.86	$10.96	0
01/01/2013 to 12/31/2013	$10.96	$10.55	0
AST Bond Portfolio 2017
01/04/2010* to 12/31/2010	$10.00	$10.62	0
01/01/2011 to 12/31/2011	$10.62	$11.47	0
01/01/2012 to 12/31/2012	$11.47	$11.68	0
01/01/2013 to 12/31/2013	$11.68	$11.08	0
AST Bond Portfolio 2018
05/01/2009 to 12/31/2009	$9.92	$9.61	0
01/01/2010 to 12/31/2010	$9.61	$10.35	0
01/01/2011 to 12/31/2011	$10.35	$11.39	0
01/01/2012 to 12/31/2012	$11.39	$11.67	0
01/01/2013 to 12/31/2013	$11.67	$10.95	0
AST Bond Portfolio 2019
05/01/2009 to 12/31/2009	$9.91	$9.51	0
01/01/2010 to 12/31/2010	$9.51	$10.26	0
01/01/2011 to 12/31/2011	$10.26	$11.53	0
01/01/2012 to 12/31/2012	$11.53	$11.83	0
01/01/2013 to 12/31/2013	$11.83	$10.91	0

A-13

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Bond Portfolio 2020
05/01/2009 to 12/31/2009	$9.88	$9.19	0
01/01/2010 to 12/31/2010	$9.19	$9.95	0
01/01/2011 to 12/31/2011	$9.95	$11.45	0
01/01/2012 to 12/31/2012	$11.45	$11.79	0
01/01/2013 to 12/31/2013	$11.79	$10.68	0
AST Bond Portfolio 2021
01/04/2010* to 12/31/2010	$10.00	$10.86	0
01/01/2011 to 12/31/2011	$10.86	$12.66	0
01/01/2012 to 12/31/2012	$12.66	$13.10	0
01/01/2013 to 12/31/2013	$13.10	$11.81	0
AST Bond Portfolio 2022
01/03/2011* to 12/31/2011	$10.00	$11.86	0
01/01/2012 to 12/31/2012	$11.86	$12.17	0
01/01/2013 to 12/31/2013	$12.17	$10.64	0
AST Bond Portfolio 2023
01/03/2012* to 12/31/2012	$10.00	$10.26	0
01/01/2013 to 12/31/2013	$10.26	$8.93	0
AST Bond Portfolio 2024
01/02/2013* to 12/31/2013	$10.00	$8.63	0
AST Capital Growth Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$10.04	$12.22	0
01/01/2010 to 12/31/2010	$12.22	$13.43	0
01/01/2011 to 12/31/2011	$13.43	$12.70	0
01/01/2012 to 12/31/2012	$12.70	$13.99	0
01/01/2013 to 12/31/2013	$13.99	$16.63	0
AST ClearBridge Dividend Growth Portfolio formerly, AST Clearbridge Dividend Growth Portfolio
02/25/2013* to 12/31/2013	$10.00	$11.52	0
AST Cohen & Steers Realty Portfolio
05/01/2009 to 12/31/2009	$9.61	$14.41	0
01/01/2010 to 12/31/2010	$14.41	$17.97	0
01/01/2011 to 12/31/2011	$17.97	$18.56	0
01/01/2012 to 12/31/2012	$18.56	$20.74	0
01/01/2013 to 12/31/2013	$20.74	$20.73	0
AST Defensive Asset Allocation Portfolio
04/29/2013* to 12/31/2013	$10.00	$9.59	0
AST Federated Aggressive Growth Portfolio
05/01/2009 to 12/31/2009	$9.98	$12.89	0
01/01/2010 to 12/31/2010	$12.89	$16.56	0
01/01/2011 to 12/31/2011	$16.56	$13.94	0
01/01/2012 to 12/31/2012	$13.94	$16.22	0
01/01/2013 to 12/31/2013	$16.22	$22.13	0
AST FI Pyramis® Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$10.03	$11.89	0
01/01/2010 to 12/31/2010	$11.89	$13.05	0
01/01/2011 to 12/31/2011	$13.05	$12.34	0
01/01/2012 to 12/31/2012	$12.34	$13.58	0
01/01/2013 to 12/31/2013	$13.58	$15.69	0

A-14

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST First Trust Balanced Target Portfolio
05/01/2009 to 12/31/2009	$10.01	$12.21	0
01/01/2010 to 12/31/2010	$12.21	$13.53	0
01/01/2011 to 12/31/2011	$13.53	$12.91	0
01/01/2012 to 12/31/2012	$12.91	$13.84	0
01/01/2013 to 12/31/2013	$13.84	$15.40	0
AST Franklin Templeton Founding Funds Allocation Portfolio
04/30/2012* to 12/31/2012	$10.00	$10.64	0
01/01/2013 to 12/31/2013	$10.64	$12.83	0
AST Franklin Templeton Founding Funds Plus Portfolio
04/29/2013* to 12/31/2013	$10.00	$10.71	0
AST Global Real Estate Portfolio
05/01/2009 to 12/31/2009	$9.86	$13.84	0
01/01/2010 to 12/31/2010	$13.84	$16.12	0
01/01/2011 to 12/31/2011	$16.12	$14.83	0
01/01/2012 to 12/31/2012	$14.83	$18.22	0
01/01/2013 to 12/31/2013	$18.22	$18.43	0
AST Goldman Sachs Concentrated Growth Portfolio
05/01/2009 to 12/31/2009	$10.05	$12.75	0
01/01/2010 to 12/31/2010	$12.75	$13.62	0
01/01/2011 to 12/31/2011	$13.62	$12.68	0
01/01/2012 to 12/31/2012	$12.68	$14.72	0
01/01/2013 to 12/31/2013	$14.72	$18.50	0
AST Goldman Sachs Large-Cap Value Portfolio
05/01/2009 to 12/31/2009	$10.12	$12.12	0
01/01/2010 to 12/31/2010	$12.12	$13.26	0
01/01/2011 to 12/31/2011	$13.26	$12.14	0
01/01/2012 to 12/31/2012	$12.14	$14.07	0
01/01/2013 to 12/31/2013	$14.07	$18.21	0
AST Goldman Sachs Mid-Cap Growth Portfolio
05/01/2009 to 12/31/2009	$10.06	$13.39	0
01/01/2010 to 12/31/2010	$13.39	$15.55	0
01/01/2011 to 12/31/2011	$15.55	$14.62	0
01/01/2012 to 12/31/2012	$14.62	$16.94	0
01/01/2013 to 12/31/2013	$16.94	$21.70	0
AST Goldman Sachs Multi-Asset Portfolio formerly, AST Horizon Moderate Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$10.02	$11.78	0
01/01/2010 to 12/31/2010	$11.78	$12.73	0
01/01/2011 to 12/31/2011	$12.73	$12.28	0
01/01/2012 to 12/31/2012	$12.28	$13.10	0
01/01/2013 to 12/31/2013	$13.10	$13.94	0
AST Goldman Sachs Small-Cap Value Portfolio
05/01/2009 to 12/31/2009	$9.95	$12.67	0
01/01/2010 to 12/31/2010	$12.67	$15.56	0
01/01/2011 to 12/31/2011	$15.56	$15.28	0
01/01/2012 to 12/31/2012	$15.28	$17.13	0
01/01/2013 to 12/31/2013	$17.13	$23.04	0

A-15

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Herndon Large-Cap Value Portfolio formerly, AST BlackRock Value Portfolio
05/01/2009 to 12/31/2009	$10.10	$12.67	0
01/01/2010 to 12/31/2010	$12.67	$13.80	0
01/01/2011 to 12/31/2011	$13.80	$13.31	0
01/01/2012 to 12/31/2012	$13.31	$14.62	0
01/01/2013 to 12/31/2013	$14.62	$19.08	0
AST High Yield Portfolio
05/01/2009 to 12/31/2009	$10.02	$12.43	0
01/01/2010 to 12/31/2010	$12.43	$13.67	0
01/01/2011 to 12/31/2011	$13.67	$13.67	0
01/01/2012 to 12/31/2012	$13.67	$15.08	0
01/01/2013 to 12/31/2013	$15.08	$15.66	0
AST International Growth Portfolio
05/01/2009 to 12/31/2009	$10.14	$13.18	0
01/01/2010 to 12/31/2010	$13.18	$14.62	0
01/01/2011 to 12/31/2011	$14.62	$12.34	0
01/01/2012 to 12/31/2012	$12.34	$14.39	0
01/01/2013 to 12/31/2013	$14.39	$16.60	0
AST International Value Portfolio
05/01/2009 to 12/31/2009	$10.12	$13.01	0
01/01/2010 to 12/31/2010	$13.01	$14.00	0
01/01/2011 to 12/31/2011	$14.00	$11.87	0
01/01/2012 to 12/31/2012	$11.87	$13.42	0
01/01/2013 to 12/31/2013	$13.42	$15.53	0
AST J.P. Morgan Global Thematic Portfolio
05/01/2009 to 12/31/2009	$10.04	$12.16	0
01/01/2010 to 12/31/2010	$12.16	$13.41	0
01/01/2011 to 12/31/2011	$13.41	$12.92	0
01/01/2012 to 12/31/2012	$12.92	$14.22	0
01/01/2013 to 12/31/2013	$14.22	$16.03	0
AST J.P. Morgan International Equity Portfolio formerly, AST JPMorgan International Equity Portfolio
05/01/2009 to 12/31/2009	$10.13	$13.49	0
01/01/2010 to 12/31/2010	$13.49	$14.01	0
01/01/2011 to 12/31/2011	$14.01	$12.34	0
01/01/2012 to 12/31/2012	$12.34	$14.57	0
01/01/2013 to 12/31/2013	$14.57	$16.29	0
AST J.P. Morgan Strategic Opportunities Portfolio
05/01/2009 to 12/31/2009	$10.08	$11.58	0
01/01/2010 to 12/31/2010	$11.58	$12.05	0
01/01/2011 to 12/31/2011	$12.05	$11.70	0
01/01/2012 to 12/31/2012	$11.70	$12.55	0
01/01/2013 to 12/31/2013	$12.55	$13.51	0
AST Large-Cap Value Portfolio
05/01/2009 to 12/31/2009	$10.06	$12.64	0
01/01/2010 to 12/31/2010	$12.64	$13.86	0
01/01/2011 to 12/31/2011	$13.86	$12.87	0
01/01/2012 to 12/31/2012	$12.87	$14.58	0
01/01/2013 to 12/31/2013	$14.58	$19.76	0

A-16

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Loomis Sayles Large-Cap Growth Portfolio formerly, AST Marsico Capital Growth Portfolio
05/01/2009 to 12/31/2009	$10.01	$12.63	0
01/01/2010 to 12/31/2010	$12.63	$14.65	0
01/01/2011 to 12/31/2011	$14.65	$14.07	0
01/01/2012 to 12/31/2012	$14.07	$15.30	0
01/01/2013 to 12/31/2013	$15.30	$20.26	0
AST Lord Abbett Core Fixed Income Portfolio
05/01/2009 to 12/31/2009	$10.03	$12.00	0
01/01/2010 to 12/31/2010	$12.00	$13.19	0
01/01/2011 to 12/31/2011	$13.19	$14.08	0
01/01/2012 to 12/31/2012	$14.08	$14.45	0
01/01/2013 to 12/31/2013	$14.45	$13.72	0
AST MFS Global Equity Portfolio
05/01/2009 to 12/31/2009	$10.07	$13.27	0
01/01/2010 to 12/31/2010	$13.27	$14.41	0
01/01/2011 to 12/31/2011	$14.41	$13.53	0
01/01/2012 to 12/31/2012	$13.53	$16.13	0
01/01/2013 to 12/31/2013	$16.13	$19.95	0
AST MFS Growth Portfolio
05/01/2009 to 12/31/2009	$10.03	$12.07	0
01/01/2010 to 12/31/2010	$12.07	$13.19	0
01/01/2011 to 12/31/2011	$13.19	$12.70	0
01/01/2012 to 12/31/2012	$12.70	$14.41	0
01/01/2013 to 12/31/2013	$14.41	$19.09	0
AST MFS Large-Cap Value Portfolio
08/20/2012* to 12/31/2012	$10.00	$10.14	0
01/01/2013 to 12/31/2013	$10.14	$13.22	0
AST Mid-Cap Value Portfolio
05/01/2009 to 12/31/2009	$9.99	$13.14	0
01/01/2010 to 12/31/2010	$13.14	$15.74	0
01/01/2011 to 12/31/2011	$15.74	$14.72	0
01/01/2012 to 12/31/2012	$14.72	$16.89	0
01/01/2013 to 12/31/2013	$16.89	$21.67	0
AST Money Market Portfolio
05/01/2009 to 12/31/2009	$10.00	$9.80	0
01/01/2010 to 12/31/2010	$9.80	$9.50	0
01/01/2011 to 12/31/2011	$9.50	$9.20	0
01/01/2012 to 12/31/2012	$9.20	$8.92	0
01/01/2013 to 12/31/2013	$8.92	$8.64	0
AST Neuberger Berman / LSV Mid-Cap Value Portfolio
05/01/2009 to 12/31/2009	$10.13	$13.62	0
01/01/2010 to 12/31/2010	$13.62	$16.29	0
01/01/2011 to 12/31/2011	$16.29	$15.40	0
01/01/2012 to 12/31/2012	$15.40	$17.47	0
01/01/2013 to 12/31/2013	$17.47	$24.04	0
AST Neuberger Berman Mid-Cap Growth Portfolio
05/01/2009 to 12/31/2009	$9.98	$12.28	0
01/01/2010 to 12/31/2010	$12.28	$15.31	0
01/01/2011 to 12/31/2011	$15.31	$15.08	0
01/01/2012 to 12/31/2012	$15.08	$16.43	0
01/01/2013 to 12/31/2013	$16.43	$21.11	0

A-17

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Neuberger Berman Small-Cap Growth Portfolio
05/01/2009 to 12/31/2009	$9.93	$11.98	0
01/01/2010 to 12/31/2010	$11.98	$13.96	0
01/01/2011 to 04/29/2011	$13.96	$15.59	0
AST New Discovery Asset Allocation Portfolio
04/30/2012* to 12/31/2012	$10.00	$10.22	0
01/01/2013 to 12/31/2013	$10.22	$11.78	0
AST Parametric Emerging Markets Equity Portfolio
05/01/2009 to 12/31/2009	$10.05	$14.69	0
01/01/2010 to 12/31/2010	$14.69	$17.41	0
01/01/2011 to 12/31/2011	$17.41	$13.45	0
01/01/2012 to 12/31/2012	$13.45	$15.37	0
01/01/2013 to 12/31/2013	$15.37	$14.92	0
AST PIMCO Limited Maturity Bond Portfolio
05/01/2009 to 12/31/2009	$9.99	$10.41	0
01/01/2010 to 12/31/2010	$10.41	$10.48	0
01/01/2011 to 12/31/2011	$10.48	$10.38	0
01/01/2012 to 12/31/2012	$10.38	$10.53	0
01/01/2013 to 12/31/2013	$10.53	$9.99	0
AST PIMCO Total Return Bond Portfolio
05/01/2009 to 12/31/2009	$9.98	$10.97	0
01/01/2010 to 12/31/2010	$10.97	$11.45	0
01/01/2011 to 12/31/2011	$11.45	$11.45	0
01/01/2012 to 12/31/2012	$11.45	$12.13	0
01/01/2013 to 12/31/2013	$12.13	$11.54	0
AST Preservation Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$10.02	$11.53	0
01/01/2010 to 12/31/2010	$11.53	$12.35	0
01/01/2011 to 12/31/2011	$12.35	$12.09	0
01/01/2012 to 12/31/2012	$12.09	$12.92	0
01/01/2013 to 12/31/2013	$12.92	$13.68	0
AST Prudential Growth Allocation Portfolio formerly, AST First Trust Capital Appreciation Target Portfolio
05/01/2009 to 12/31/2009	$9.98	$12.07	0
01/01/2010 to 12/31/2010	$12.07	$13.92	0
01/01/2011 to 12/31/2011	$13.92	$12.65	0
01/01/2012 to 12/31/2012	$12.65	$13.84	0
01/01/2013 to 12/31/2013	$13.84	$15.70	0
AST QMA US Equity Alpha Portfolio
05/01/2009 to 12/31/2009	$10.08	$12.72	0
01/01/2010 to 12/31/2010	$12.72	$14.18	0
01/01/2011 to 12/31/2011	$14.18	$14.21	0
01/01/2012 to 12/31/2012	$14.21	$16.36	0
01/01/2013 to 12/31/2013	$16.36	$21.00	0
AST Quantitative Modeling Portfolio
05/02/2011* to 12/31/2011	$10.00	$8.81	0
01/01/2012 to 12/31/2012	$8.81	$9.66	0
01/01/2013 to 12/31/2013	$9.66	$11.46	0

A-18

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST RCM World Trends Portfolio formerly, AST CLS Moderate Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$10.04	$11.85	0
01/01/2010 to 12/31/2010	$11.85	$12.85	0
01/01/2011 to 12/31/2011	$12.85	$12.23	0
01/01/2012 to 12/31/2012	$12.23	$13.07	0
01/01/2013 to 12/31/2013	$13.07	$14.24	0
AST Schroders Global Tactical Portfolio
05/01/2009 to 12/31/2009	$10.05	$12.26	0
01/01/2010 to 12/31/2010	$12.26	$13.58	0
01/01/2011 to 12/31/2011	$13.58	$12.84	0
01/01/2012 to 12/31/2012	$12.84	$14.43	0
01/01/2013 to 12/31/2013	$14.43	$16.50	0
AST Schroders Multi-Asset World Strategies Portfolio
05/01/2009 to 12/31/2009	$10.08	$12.30	0
01/01/2010 to 12/31/2010	$12.30	$13.32	0
01/01/2011 to 12/31/2011	$13.32	$12.48	0
01/01/2012 to 12/31/2012	$12.48	$13.43	0
01/01/2013 to 12/31/2013	$13.43	$14.89	0
AST Small-Cap Growth Portfolio
05/01/2009 to 12/31/2009	$10.01	$13.04	0
01/01/2010 to 12/31/2010	$13.04	$17.24	0
01/01/2011 to 12/31/2011	$17.24	$16.54	0
01/01/2012 to 12/31/2012	$16.54	$17.98	0
01/01/2013 to 12/31/2013	$17.98	$23.55	0
AST Small-Cap Value Portfolio
05/01/2009 to 12/31/2009	$9.98	$12.85	0
01/01/2010 to 12/31/2010	$12.85	$15.69	0
01/01/2011 to 12/31/2011	$15.69	$14.29	0
01/01/2012 to 12/31/2012	$14.29	$16.37	0
01/01/2013 to 12/31/2013	$16.37	$21.79	0
AST T. Rowe Price Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$10.04	$12.06	0
01/01/2010 to 12/31/2010	$12.06	$13.03	0
01/01/2011 to 12/31/2011	$13.03	$12.88	0
01/01/2012 to 12/31/2012	$12.88	$14.17	0
01/01/2013 to 12/31/2013	$14.17	$16.04	0
AST T. Rowe Price Equity Income Portfolio
05/01/2009 to 12/31/2009	$10.10	$12.81	0
01/01/2010 to 12/31/2010	$12.81	$14.06	0
01/01/2011 to 12/31/2011	$14.06	$13.40	0
01/01/2012 to 12/31/2012	$13.40	$15.23	0
01/01/2013 to 12/31/2013	$15.23	$19.13	0
AST T. Rowe Price Large-Cap Growth Portfolio
05/01/2009 to 12/31/2009	$9.99	$13.07	0
01/01/2010 to 12/31/2010	$13.07	$14.66	0
01/01/2011 to 12/31/2011	$14.66	$13.97	0
01/01/2012 to 12/31/2012	$13.97	$15.92	0
01/01/2013 to 12/31/2013	$15.92	$22.21	0

A-19

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST T. Rowe Price Natural Resources Portfolio
05/01/2009 to 12/31/2009	$10.30	$13.66	0
01/01/2010 to 12/31/2010	$13.66	$15.94	0
01/01/2011 to 12/31/2011	$15.94	$13.14	0
01/01/2012 to 12/31/2012	$13.14	$13.20	0
01/01/2013 to 12/31/2013	$13.20	$14.75	0
AST Templeton Global Bond Portfolio formerly, AST T. Rowe Price Global Bond Portfolio
05/01/2009 to 12/31/2009	$10.02	$11.03	0
01/01/2010 to 12/31/2010	$11.03	$11.30	0
01/01/2011 to 12/31/2011	$11.30	$11.40	0
01/01/2012 to 12/31/2012	$11.40	$11.62	0
01/01/2013 to 12/31/2013	$11.62	$10.84	0
AST Wellington Management Hedged Equity Portfolio
05/01/2009 to 12/31/2009	$10.06	$12.67	0
01/01/2010 to 12/31/2010	$12.67	$14.08	0
01/01/2011 to 12/31/2011	$14.08	$13.17	0
01/01/2012 to 12/31/2012	$13.17	$14.17	0
01/01/2013 to 12/31/2013	$14.17	$16.54	0
AST Western Asset Core Plus Bond Portfolio
05/01/2009 to 12/31/2009	$9.99	$10.68	0
01/01/2010 to 12/31/2010	$10.68	$11.16	0
01/01/2011 to 12/31/2011	$11.16	$11.46	0
01/01/2012 to 12/31/2012	$11.46	$11.98	0
01/01/2013 to 12/31/2013	$11.98	$11.44	0
Evergreen VA Growth Fund
05/01/2009 to 12/31/2009	$10.04	$12.54	0
01/01/2010 to 07/16/2010	$12.54	$12.19	0
Evergreen VA International Equity Fund
05/01/2009 to 12/31/2009	$10.05	$12.65	0
01/01/2010 to 07/16/2010	$12.65	$11.92	0
Evergreen VA Omega Fund
05/01/2009 to 12/31/2009	$9.89	$12.75	0
01/01/2010 to 07/16/2010	$12.75	$11.82	0
First Trust Target Focus Four Portfolio
05/01/2009 to 12/31/2009	$10.10	$13.18	0
01/01/2010 to 12/31/2010	$13.18	$15.20	0
01/01/2011 to 12/31/2011	$15.20	$13.12	0
01/01/2012 to 12/31/2012	$13.12	$14.47	0
01/01/2013 to 12/31/2013	$14.47	$18.38	0
Franklin Templeton VIP Founding Funds Allocation Fund
05/01/2009 to 12/31/2009	$10.07	$12.74	0
01/01/2010 to 12/31/2010	$12.74	$13.60	0
01/01/2011 to 12/31/2011	$13.60	$12.96	0
01/01/2012 to 09/21/2012	$12.96	$14.37	0
Global Dividend Target 15 Portfolio
05/01/2009 to 12/31/2009	$10.06	$14.39	0
01/01/2010 to 12/31/2010	$14.39	$15.30	0
01/01/2011 to 12/31/2011	$15.30	$13.72	0
01/01/2012 to 12/31/2012	$13.72	$16.66	0
01/01/2013 to 12/31/2013	$16.66	$18.46	0

A-20

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
Invesco V.I. Capital Development Fund – Series I
04/29/2011* to 12/31/2011	$10.03	$8.09	0
01/01/2012 to 04/27/2012	$8.09	$9.12	0
Invesco V.I. Diversified Dividend Fund – Series I
04/29/2011* to 12/31/2011	$9.99	$9.03	0
01/01/2012 to 12/31/2012	$9.03	$10.39	0
01/01/2013 to 12/31/2013	$10.39	$13.19	0
Invesco V.I. Dynamics Fund – Series I
05/01/2009 to 12/31/2009	$10.04	$13.06	0
01/01/2010 to 12/31/2010	$13.06	$15.67	0
01/01/2011 to 04/29/2011	$15.67	$17.37	0
Invesco V.I. Financial Services Fund – Series I
05/01/2009 to 12/31/2009	$10.00	$13.89	0
01/01/2010 to 12/31/2010	$13.89	$14.85	0
01/01/2011 to 04/29/2011	$14.85	$15.59	0
Invesco V.I. Global Health Care Fund – Series I
05/01/2009 to 12/31/2009	$9.95	$12.66	0
01/01/2010 to 12/31/2010	$12.66	$12.92	0
01/01/2011 to 12/31/2011	$12.92	$13.02	0
01/01/2012 to 12/31/2012	$13.02	$15.25	0
01/01/2013 to 12/31/2013	$15.25	$20.76	0
Invesco V.I. Mid Cap Growth Portfolio, Series I formerly, Invesco Van Kampen V.I. Mid Cap Growth Fund – Series I
04/27/2012* to 12/31/2012	$10.05	$9.67	0
01/01/2013 to 12/31/2013	$9.67	$12.84	0
NASDAQ Target 15 Portfolio
05/01/2009 to 12/31/2009	$9.88	$11.41	0
01/01/2010 to 12/31/2010	$11.41	$14.42	0
01/01/2011 to 12/31/2011	$14.42	$14.15	0
01/01/2012 to 12/31/2012	$14.15	$15.50	0
01/01/2013 to 12/31/2013	$15.50	$22.35	0
NVIT Developing Markets Fund
05/01/2009 to 12/31/2009	$10.12	$14.41	0
01/01/2010 to 12/31/2010	$14.41	$16.21	0
01/01/2011 to 12/31/2011	$16.21	$12.19	0
01/01/2012 to 12/31/2012	$12.19	$13.80	0
01/01/2013 to 12/31/2013	$13.80	$13.37	0
S&P Target 24 Portfolio
05/01/2009 to 12/31/2009	$10.00	$11.93	0
01/01/2010 to 12/31/2010	$11.93	$13.79	0
01/01/2011 to 12/31/2011	$13.79	$14.51	0
01/01/2012 to 12/31/2012	$14.51	$15.38	0
01/01/2013 to 12/31/2013	$15.38	$21.19	0
Target Managed VIP Portfolio
05/01/2009 to 12/31/2009	$10.00	$12.22	0
01/01/2010 to 12/31/2010	$12.22	$14.11	0
01/01/2011 to 12/31/2011	$14.11	$13.44	0
01/01/2012 to 12/31/2012	$13.44	$14.72	0
01/01/2013 to 12/31/2013	$14.72	$19.37	0

A-21

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
The DOW DART 10 Portfolio
05/01/2009 to 12/31/2009	$10.14	$13.21	0
01/01/2010 to 12/31/2010	$13.21	$14.94	0
01/01/2011 to 12/31/2011	$14.94	$15.60	0
01/01/2012 to 12/31/2012	$15.60	$16.74	0
01/01/2013 to 12/31/2013	$16.74	$21.22	0
The DOW Target Dividend Portfolio
05/01/2009 to 12/31/2009	$10.05	$13.62	0
01/01/2010 to 12/31/2010	$13.62	$15.38	0
01/01/2011 to 12/31/2011	$15.38	$15.80	0
01/01/2012 to 12/31/2012	$15.80	$16.16	0
01/01/2013 to 12/31/2013	$16.16	$20.07	0
Value Line Target 25 Portfolio
05/01/2009 to 12/31/2009	$9.81	$10.65	0
01/01/2010 to 12/31/2010	$10.65	$13.46	0
01/01/2011 to 12/31/2011	$13.46	$9.82	0
01/01/2012 to 12/31/2012	$9.82	$11.55	0
01/01/2013 to 12/31/2013	$11.55	$14.70	0
Wells Fargo Advantage VT Equity Income
05/01/2009 to 12/31/2009	$10.09	$12.19	0
01/01/2010 to 07/16/2010	$12.19	$11.62	0
Wells Fargo Advantage VT International Equity Portfolio Share Class 1
07/16/2010* to 12/31/2010	$11.93	$14.33	0
01/01/2011 to 12/31/2011	$14.33	$12.11	0
01/01/2012 to 12/31/2012	$12.11	$13.34	0
01/01/2013 to 12/31/2013	$13.34	$15.51	0
Wells Fargo Advantage VT Intrinsic Value Portfolio Share Class 2
07/16/2010* to 12/31/2010	$11.62	$13.45	0
01/01/2011 to 12/31/2011	$13.45	$12.75	0
01/01/2012 to 12/31/2012	$12.75	$14.76	0
01/01/2013 to 12/31/2013	$14.76	$18.63	0
Wells Fargo Advantage VT Omega Growth Portfolio Share Class 1
07/16/2010* to 12/31/2010	$11.82	$14.80	0
01/01/2011 to 12/31/2011	$14.80	$13.58	0
01/01/2012 to 12/31/2012	$13.58	$15.88	0
01/01/2013 to 12/31/2013	$15.88	$21.58	0
Wells Fargo Advantage VT Small Cap Growth Portfolio Share Class 1
07/16/2010* to 12/31/2010	$9.59	$12.16	0
01/01/2011 to 12/31/2011	$12.16	$11.28	0
01/01/2012 to 12/31/2012	$11.28	$11.81	0
01/01/2013 to 12/31/2013	$11.81	$17.23	0

*	Denotes the start date of these sub-accounts

A-22

APPENDIX B – CALCULATION OF OPTIONAL DEATH BENEFITS

Examples of Enhanced Beneficiary Protection Optional Death Benefit Calculation

The following are examples of how the Enhanced Beneficiary Protection Optional Death Benefit is calculated. Each example assumes that a $50,000 initial Purchase Payment is made. Each example assumes that there is one Owner who is age 50 on the Issue Date and that all Account Value is maintained in the variable investment options. Each example assumes that no Credits have been applied to the Account Value. The formula for determining the Enhanced Beneficiary Protection Optional Death Benefit is as follows:

Growth	=	Account Value of variable investment options plus Interim Value of Fixed Allocations (no MVA applies)	minus	purchase payments – proportional withdrawals

Example with market increase

Assume that the Owner has made no withdrawals and that the Account Value has been increasing due to positive market performance. On the date we receive due proof of death, the Account Value is $75,000. The basic Death Benefit is calculated as purchase payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $75,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($75,000) PLUS 40% of the “Growth” under the Annuity.

Growth	=	$75,000 – [$50,000 – $0]
	=	$25,000

Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth
	=	$25,000 * 0.40
	=	$10,000

Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit
	=	$85,000

Examples with market decline

Assume that the Owner has made no withdrawals and that the Account Value has been decreasing due to declines in market performance. On the date we receive due proof of death, the Account Value is $45,000. The basic Death Benefit is calculated as purchase payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $50,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($50,000) PLUS the “Growth” under the Annuity.

Growth	=	$45,000 – [$50,000 – $0]
	=	$-5,000

Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth
	NO BENEFIT IS PAYABLE

Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit
	=	$50,000

In this example you would receive no additional benefit from purchasing the Enhanced Beneficiary Protection Optional Death Benefit.

B-1

Example with market increase and withdrawals

Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 5 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $90,000. The basic Death Benefit is calculated as purchase payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $90,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($90,000) PLUS 40% of the “Growth” under the Annuity.

Growth	=	$90,000 – [$50,000 – ($50,000 * $15,000/$75,000)]
	=	$90,000 – [$50,000 – $10,000]
	=	$90,000 – $40,000
	=	$50,000

Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth
	=	$50,000 * 0.40
	=	$20,000

Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit
	=	$110,000

Examples of Highest Anniversary Value Death Benefit Calculation

The following are examples of how the Highest Anniversary Value Death Benefit is calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date and that all Account Value is maintained in the variable investment options.

Example with market increase and death before Death Benefit Target Date

Assume that the Owner’s Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the date we receive due proof of death, the Account Value is $75,000; however, the Anniversary Value on the 5th anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Anniversary Value or the basic Death Benefit. The Death Benefit would be the Highest Anniversary Value ($90,000) because it is greater than the amount that would have been payable under the basic Death Benefit ($75,000).

Example with withdrawals

Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 7 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $80,000; however, the Anniversary Value on the 5th anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Anniversary Value or the basic Death Benefit.

Highest Anniversary Value	=	$90,000 – [$90,000 * $15,000/$75,000]
	=	$90,000 – $18,000
	=	$72,000

Basic Death Benefit	=	max [$80,000, $50,000 – ($50,000 * $15,000/$75,000)]
	=	max [$80,000, $40,000]
	=	$80,000

The Death Benefit therefore is $80,000.

B-2

Example with death after Death Benefit Target Date

Assume that the Owner’s Account Value has generally been increasing due to positive market performance and that no withdrawals had been made prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Highest Anniversary Value on the Death Benefit Target Date was $80,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greater of the Highest Anniversary Value plus purchase payments minus proportional withdrawals after the Death Benefit Target Date or the basic Death Benefit.

Highest Anniversary Value	=	$80,000 + $15,000 – [($80,000 + $15,000) * $5,000/$70,000]
	=	$80,000 + $15,000 – $6,786
	=	$88,214

Basic Death Benefit	=	max [$75,000, ($50,000 + $15,000) – {($50,000 + $15,000) * $5,000/$70,000}]
	=	max [$75,000, $60,357]
	=	$75,000

The Death Benefit therefore is $88,214.

Examples of Combination 5% Roll-Up and Highest Anniversary Value Death Benefit Calculation

The following are examples of how the Combination 5% Roll-Up and Highest Anniversary Value Death Benefit are calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date and that all Account Value is maintained in the variable investment options.

Example with market increase and death before Death Benefit Target Date

Assume that the Owner’s Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the 7th anniversary of the Issue Date we receive due proof of death, at which time the Account Value is $75,000; however, the Anniversary Value on the 5th anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Roll-Up Value is equal to initial Purchase Payment accumulated at 5% for 6 years, or $67,005. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit. The Death Benefit would be the Highest Anniversary Value ($90,000) because it is greater than both the Roll-Up Value ($67,005) and the amount that would have been payable under the basic Death Benefit ($75,000).

Example with withdrawals

Assume that the Owner made a withdrawal of $5,000 on the 6th anniversary of the Issue Date when the Account Value was $45,000. The Roll-Up Value on the 6th anniversary of the Issue Date is equal to initial Purchase Payment accumulated at 5% for 6 years, or $67,005. The 5% Dollar-for-Dollar Withdrawal Limit for the 7th annuity year is equal to 5% of the Roll-Up Value as of the 6th anniversary of the Issue Date, or $3,350. Therefore, the remaining $1,650 of the withdrawal results in a proportional reduction to the Roll-Up Value. On the 7th anniversary of the Issue Date we receive due proof of death, at which time the Account Value is $43,000; however, the Anniversary Value on the 2nd anniversary of the Issue Date was $70,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit.

Roll-Up Value	=	{(67,005 – $3,350) – [($67,005 – $3,350) * $1,650/($45,000 – $3,350)]} * 1.05
	=	($63,655 – $2,522) * 1.05
	=	$64,190

Highest Anniversary Value	=	$70,000 – [$70,000 * $5,000/$45,000]
	=	$70,000 – $7,778
	=	$62,222

Basic Death Benefit	=	max [$43,000, $50,000 – ($50,000 * $5,000/$45,000)]
	=	max [$43,000, $44,444]
	=	$44,444

The Death Benefit therefore is $64,190.

B-3

Example with death after Death Benefit Target Date

Assume that the Owner has not made any withdrawals prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Roll-Up Value on the Death Benefit Target Date (the contract anniversary on or following the Owner’s 80th birthday) is equal to initial Purchase Payment accumulated at 5% for 10 years, or $81,445. The Highest Anniversary Value on the Death Benefit Target Date was $85,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit as of the Death Benefit Target Date; each increased by subsequent purchase payments and reduced proportionally for subsequent withdrawals.

Roll-Up Value	=	$81,445 + $15,000 – [($81,445 + 15,000) * $5,000/$70,000]
	=	$81,445 + $15,000 – $6,889
	=	$89,556

Highest Anniversary Value	=	$85,000 + $15,000 – [($85,000 + 15,000) * $5,000/$70,000]
	=	$85,000 + $15,000 – $7,143
	=	$92,857

Basic Death Benefit	=	max [$75,000, $50,000 + $15,000 – {(50,000 + $15,000) * $5,000/$70,000}]
	=	max [$75,000, $60,357]
	=	$75,000

The Death Benefit therefore is $92,857.

Examples of Highest Daily Value Death Benefit Calculation

The following are examples of how the HDV Death Benefit is calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date.

Example with market increase and death before Death Benefit Target Date

Assume that the Owner’s Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the date we receive due proof of death, the Account Value is $75,000; however, the Highest Daily Value was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Daily Value or the basic Death Benefit. The Death Benefit would be the HDV ($90,000) because it is greater than the amount that would have been payable under the basic Death Benefit ($75,000).

Example with withdrawals

Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 7 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $80,000; however, the Highest Daily Value ($90,000) was attained during the fifth Annuity Year. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Daily Value (proportionally reduced by the subsequent withdrawal) or the basic Death Benefit.

Highest Daily Value	=	$90,000 – [$90,000 * $15,000/$75,000]
	=	$90,000 – $18,000
	=	$72,000

Basic Death Benefit	=	max [$80,000, $50,000 – ($50,000 * $15,000/$75,000)]
	=	max [$80,000, $40,000]
	=	$80,000

The Death Benefit therefore is $80,000.

B-4

Example with death after Death Benefit Target Date

Assume that the Owner’s Account Value has generally been increasing due to positive market performance and that no withdrawals had been made prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Highest Daily Value on the Death Benefit Target Date was $80,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greater of the Highest Daily Value on the Death Benefit Target Date plus Purchase Payments minus proportional withdrawals after the Death Benefit Target Date or the basic Death Benefit.

Highest Daily Value	=	$80,000 + $15,000 – [($80,000 + $15,000) * $5,000/$70,000]
	=	$80,000 + $15,000 – $6,786
	=	$88,214

Basic Death Benefit	=	max [$75,000, ($50,000 + $15,000) – {($50,000 + $15,000) * $5,000/$70,000}]
	=	max [$75,000, $60,357]
	=	$75,000

The Death Benefit therefore is $88,214.

B-5

APPENDIX C – FORMULA UNDER HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT

We set out below the current formula under which we may transfer amounts between the variable investment options and the Benefit Fixed Rate Account. Upon your election of Highest Daily Lifetime Five, we will not alter the formula that applies to your Annuity. However, as discussed in the “Living Benefits” section, we reserve the right to modify this formula with respect to those who elect Highest Daily Lifetime Five in the future.

TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:

■	Cu – the upper target is established on the effective date of the Highest Daily Lifetime Five benefit (the “Effective Date”) and is not changed for the life of the guarantee. Currently, it is 83%.

■	Ct – the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

■	Cl – the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 77%.

■	L – the target value as of the current Valuation Day.

■	r – the target ratio.

■

a – the factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. The factors that we use currently are derived from the a2000 Individual Annuity Mortality Table with an assumed interest rate of 3%. Each number in the table “a” factors (which appears below) represents a factor, which when multiplied by the Highest Daily Annual Income Amount, projects our total liability for the purpose of asset transfers under the guarantee.

■

Q – age based factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. The factor is currently set equal to 1.

■	V – the total value of all Permitted Sub-accounts in the Annuity.

■	F – the total value of all Benefit Fixed Rate Account allocations.

■

I – the income value prior to the first withdrawal. The income value is equal to what the Highest Daily Annual Income Amount would be if the first withdrawal were taken on the date of calculation. After the first withdrawal the income value equals the greater of the Highest Daily Annual Income Amount, the quarterly step-up amount times the annual income percentage, and the Account Value times the annual income percentage.

■	T – the amount of a transfer into or out of the Benefit Fixed Rate Account.

■	I% – annual income amount percentage. This factor is established on the Effective Date and is not changed for the life of the guarantee. Currently, this percentage is equal to 5%

TARGET VALUE CALCULATION:

On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (V) is equal to zero, no calculation is necessary.

L	=	I * Q * a

TRANSFER CALCULATION:

The following formula, which is set on the Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

Target Ratio r	=	(L – F) / V.

■	If r (>) Cu, assets in the Permitted Sub-accounts are transferred to Benefit Fixed Rate Account.

■	If r (<) Cl, and there are currently assets in the Benefit Fixed Rate Account (F (>) 0), assets in the Benefit Fixed Rate Account are transferred to the Permitted Sub-accounts.

The following formula, which is set on the Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T	=	{Min(V, [L – F – V * Ct] / (1 – Ct))}	T>0, Money moving from the Permitted Sub-accounts to the Benefit Fixed Rate Account
T	=	{Min(F, [L – F – V * Ct ] / (1 – Ct))}	T<0, Money moving from the Benefit Fixed Rate Account to the Permitted Sub-accounts]

Example:

Male age 65 contributes $100,000 into the Permitted Sub accounts and the value drops to $92,300 during year one, end of day one. A table of values for “a” appears below.

Target Value Calculation:

L	=	I * Q * a
	=	5000.67 * 1 * 15.34
	=	76,710.28

Target Ratio:

r	=	(L – F) / V
	=	(76,710.28 – 0) / 92,300.00
	=	83.11%

Since r > Cu ( because 83.11% > 83%) a transfer into the Benefit Fixed rate Account occurs.

T	=	{ Min ( V, [ L – F – V * Ct] / ( 1 – Ct))}
	=	{ Min ( 92,300.00, [ 76,710.28 – 0 – 92,300.00 * 0.80] / ( 1 – 0.80))}
	=	{ Min ( 92,300.00, 14,351.40 )}
	=	14,351.40

FORMULA FOR CONTRACTS WITH 90% CAP FEATURE

TARGET VALUE CALCULATION:

On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (V) is equal to zero, no calculation is necessary.

L	=	I * Q * a

If you elect this feature, the following replaces the “Transfer Calculation” above.

Transfer Calculation:

The following formula, which is set on the effective date of this feature and is not changed for the life of the guarantee, determines when a transfer is required: On the effective date of this feature (and only on the effective date of this feature), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the Benefit Fixed Rate Account:

If (F / (V + F) > .90) then T = F – (V + F) * .90

If T is greater than $0 as described above, then an amount equal to T is transferred from the Benefit Fixed Rate Account and allocated to the permitted Sub-accounts, no additional transfer calculations are performed on the effective date, and future transfers to the Benefit Fixed Rate Account will not occur at least until there is first a transfer out of the Benefit Fixed Rate Account.

On each Valuation Day thereafter (including the effective date of this feature provided F / (V + F) <= .90), the following asset transfer calculation is performed

Target Ratio r	=	(L – F) / V

■	If r > Cu, assets in the Permitted Sub-accounts are transferred to the Benefit Fixed Rate Account (subject to the 90% cap rule described above).

■	If r < Cl and there are currently assets in the Benefit Fixed Rate Account (F > 0), assets in the Benefit Fixed Rate Account are transferred to the Permitted Sub-accounts.

The following formula, which is set on the Effective Date of this feature and is not changed for the life of the guarantee, determines the transfer amount:

T	=	Min(MAX (0, (0.90 * (V + F)) – F), [L – F – V * Ct] / (1 – Ct))	Money is transferred from the elected Permitted Sub-accounts to Benefit Fixed Rate Account
T	=	Min(F, – [L – F – V * Ct] / (1 – Ct)),	Money is transferred from the Benefit Fixed Rate Account to the Permitted Sub-accounts

Age 65 “a” Factors for Liability Calculations

(in Years and Months since Benefit Effective Date)*

Years	Months 1	2	3	4	5	6	7	8	9	10	11	12
1	15.34	15.31	15.27	15.23	15.20	15.16	15.13	15.09	15.05	15.02	14.98	14.95
2	14.91	14.87	14.84	14.80	14.76	14.73	14.69	14.66	14.62	14.58	14.55	14.51
3	14.47	14.44	14.40	14.36	14.33	14.29	14.26	14.22	14.18	14.15	14.11	14.07
4	14.04	14.00	13.96	13.93	13.89	13.85	13.82	13.78	13.74	13.71	13.67	13.63
5	13.60	13.56	13.52	13.48	13.45	13.41	13.37	13.34	13.30	13.26	13.23	13.19
6	13.15	13.12	13.08	13.04	13.00	12.97	12.93	12.89	12.86	12.82	12.78	12.75
7	12.71	12.67	12.63	12.60	12.56	12.52	12.49	12.45	12.41	12.38	12.34	12.30
8	12.26	12.23	12.19	12.15	12.12	12.08	12.04	12.01	11.97	11.93	11.90	11.86
9	11.82	11.78	11.75	11.71	11.67	11.64	11.60	11.56	11.53	11.49	11.45	11.42
10	11.38	11.34	11.31	11.27	11.23	11.20	11.16	11.12	11.09	11.05	11.01	10.98
11	10.94	10.90	10.87	10.83	10.79	10.76	10.72	10.69	10.65	10.61	10.58	10.54
12	10.50	10.47	10.43	10.40	10.36	10.32	10.29	10.25	10.21	10.18	10.14	10.11
13	10.07	10.04	10.00	9.96	9.93	9.89	9.86	9.82	9.79	9.75	9.71	9.68
14	9.64	9.61	9.57	9.54	9.50	9.47	9.43	9.40	9.36	9.33	9.29	9.26
15	9.22	9.19	9.15	9.12	9.08	9.05	9.02	8.98	8.95	8.91	8.88	8.84
16	8.81	8.77	8.74	8.71	8.67	8.64	8.60	8.57	8.54	8.50	8.47	8.44
17	8.40	8.37	8.34	8.30	8.27	8.24	8.20	8.17	8.14	8.10	8.07	8.04
18	8.00	7.97	7.94	7.91	7.88	7.84	7.81	7.78	7.75	7.71	7.68	7.65
19	7.62	7.59	7.55	7.52	7.49	7.46	7.43	7.40	7.37	7.33	7.30	7.27
20	7.24	7.21	7.18	7.15	7.12	7.09	7.06	7.03	7.00	6.97	6.94	6.91
21	6.88	6.85	6.82	6.79	6.76	6.73	6.70	6.67	6.64	6.61	6.58	6.55
22	6.52	6.50	6.47	6.44	6.41	6.38	6.36	6.33	6.30	6.27	6.24	6.22
23	6.19	6.16	6.13	6.11	6.08	6.05	6.03	6.00	5.97	5.94	5.92	5.89
24	5.86	5.84	5.81	5.79	5.76	5.74	5.71	5.69	5.66	5.63	5.61	5.58
25	5.56	5.53	5.51	5.48	5.46	5.44	5.41	5.39	5.36	5.34	5.32	5.29
26	5.27	5.24	5.22	5.20	5.18	5.15	5.13	5.11	5.08	5.06	5.04	5.01
27	4.99	4.97	4.95	4.93	4.91	4.88	4.86	4.84	4.82	4.80	4.78	4.75
28	4.73	4.71	4.69	4.67	4.65	4.63	4.61	4.59	4.57	4.55	4.53	4.51
29	4.49	4.47	4.45	4.43	4.41	4.39	4.37	4.35	4.33	4.32	4.30	4.28
30	4.26	4.24	4.22	4.20	4.18	4.17	4.15	4.13	4.11	4.09	4.07	4.06
31	4.04	4.02	4.00	3.98	3.97	3.95	3.93	3.91	3.90	3.88	3.86	3.84
32	3.83	3.81	3.79	3.78	3.76	3.74	3.72	3.71	3.69	3.67	3.66	3.64
33	3.62	3.61	3.59	3.57	3.55	3.54	3.52	3.50	3.49	3.47	3.45	3.44
34	3.42	3.40	3.39	3.37	3.35	3.34	3.32	3.30	3.29	3.27	3.25	3.24
35	3.22	3.20	3.18	3.17	3.15	3.13	3.12	3.10	3.08	3.07	3.05	3.03
36	3.02	3.00	2.98	2.96	2.95	2.93	2.91	2.90	2.88	2.86	2.85	2.83
37	2.81	2.79	2.78	2.76	2.74	2.73	2.71	2.69	2.68	2.66	2.64	2.62
38	2.61	2.59	2.57	2.56	2.54	2.52	2.51	2.49	2.47	2.45	2.44	2.42
39	2.40	2.39	2.37	2.35	2.34	2.32	2.30	2.29	2.27	2.25	2.24	2.22
40	2.20	2.19	2.17	2.15	2.14	2.12	2.11	2.09	2.07	2.06	2.04	2.02
41	2.01	1.84	1.67	1.51	1.34	1.17	1.00	0.84	0.67	0.50	0.33	0.17

*	The values set forth in this table are applied to all ages, and apply whether or not the 90% cap is elected.

APPENDIX D – ANNUITIES APPROVED FOR SALE BY THE NEW YORK STATE INSURANCE DEPARTMENT

XTra Credit EIGHT NY

Minimum Investment	$10,000
Maximum Issue Age	Annuitant 85 Oldest Owner 75
Contingent Deferred Sales Charge Schedule	10 Years (9%, 9%, 8%, 7%, 6%, 5%, 4%, 3%, 2%, 1%) (Applied to Purchase Payments based on the inception date of the Annuity)
Insurance Charge	1.75%
Annual Maintenance Fee	Lesser of $30 or 2% of Account Value
Transfer Fee	$10 after twenty in any annuity year
Contract Credit	Yes. The amount of the credit applied to a Purchase Payment is based on the year the Purchase Payment is received, for the first 6 years of the contract. Currently the credit percentages for each year starting with the first year are: If the Purchase Payments are 100,000+: 8%, 6%, 4%, 3%, 2%, 1% and if the Purchase Payments are < $100,000: 6%, 5%, 4%, 3%, 2%, and 1%.
Fixed Allocation (If available, early withdrawals are subject to a Market Value Adjustment) (“MVA”)	No
Variable Investment Options	All options generally available except where restrictions apply when certain riders are purchased.
Basic Death Benefit	The greater of: Purchase Payments less proportional withdrawals or Account Value (variable); no MVA applied.
Optional Death Benefits (for an additional cost)[1]	HAV
Optional Living Benefits (for an additional cost)[2]	Highest Daily GRO, GMWB, GMIB, Lifetime Five, Spousal Lifetime Five, Highest Daily Lifetime Five, Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, GRO Plus II, Highest Daily GRO II, Highest Daily Lifetime 6 Plus, and Spousal Highest Daily Lifetime 6 Plus.
Annuity Rewards[3]	Available after initial CDSC period
Annuitization Options	Fixed option only Annuity date cannot exceed the first day of the calendar month following Annuitant’s 90th birthday. The maximum Annuity Date is based on the first Owner or Annuitant to reach the maximum age, as indicated in your Annuity.
Medically-Related Surrender Feature	Not Available

(1)	For more information on these benefits, refer to the “Death Benefit” section in the Prospectus.
(2)	For more information on these benefits, refer to the “Living Benefit Programs” section in the Prospectus. Highest Daily Lifetime Seven with Beneficiary Income Option (BIO), Spousal Highest Daily Lifetime Seven with BIO, Highest Daily Lifetime Seven with Lifetime Income Accelerator (LIA), Highest Daily Lifetime 7 Plus with BIO, Spousal Highest Daily Lifetime 7 Plus with BIO, Highest Daily Lifetime 7 Plus with LIA, and Highest Daily Lifetime 6 Plus with LIA are not currently available in New York.
(3)	The Annuity rewards benefit offers Owners an ability to increase the guaranteed death benefit so that the death benefit will at least equal the Annuity’s Account Value on the effective date of the Annuity Rewards benefits, if the terms of the Annuity Rewards benefit are met.

For more information about variations applicable to annuities approved for sale by the New York State Insurance Department, please refer to your annuity contract.

D-1

APPENDIX E – FORMULA UNDER GRO PLUS 2008

(THE FOLLOWING FORMULA ALSO APPLIES TO ELECTIONS OF HD GRO IF HD GRO WAS ELECTED PRIOR TO JULY 16, 2010)

THE FOLLOWING ARE THE TERMS AND DEFINITIONS REFERENCED IN THE TRANSFER CALCULATION FORMULA:

■	AV is the current Account Value of the Annuity

■	V is the current Account Value of the elected Sub-accounts of the Annuity

■	B is the total current value of the AST bond portfolio Sub-account

■	Cl is the lower target value. Currently, it is 79%.

■	Ct is the middle target value. Currently, it is 82%.

■	Cu is the upper target value. Currently, it is 85%.

For each guarantee provided under the benefit,

■	Gi is the guarantee amount

■	Ni is the number of days until the maturity date

■

di is the discount rate applicable to the number of days until the maturity date. It is determined with reference to a benchmark index, reduced by the Discount Rate Adjustment. Once selected, we will not change the applicable benchmark index. However, if the benchmark index is discontinued, we will substitute a successor benchmark index, if there is one. Otherwise we will substitute a comparable benchmark index. We will obtain any required regulatory approvals prior to substitution of the benchmark index.

The formula, which is set on the Effective Date and is not changed while the Rider is in effect, determines, on each Valuation Day, when a transfer is required.

The formula begins by determining the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the guarantee amount at the end of the Base Guarantee Period or Step-Up Guarantee Period. We call the greatest of these values the “current liability (L).”

L	=	MAX (Li), where Li = Gi / (1 + di)^(Ni/365) .

Next the formula calculates the following formula ratio:

r	=	(L – B) / V.

If the formula ratio exceeds an upper target value, then all or a portion of the Account Value will be transferred to the bond fund Sub-account associated with the current liability. If at the time we make a transfer to the bond fund Sub-account associated with the current liability there is Account Value allocated to a bond fund Sub-account not associated with the current liability, we will transfer all assets from that bond fund Sub-account to the bond fund Sub-account associated with the current liability.

The formula will transfer assets into the Transfer Account if r > Cu.

The transfer amount is calculated by the following formula:

T	=	{Min(V, [L – B – V*Ct] / (1 – Ct))}

If the formula ratio is less than a lower target value and there are assets in the Transfer Account, then the formula will transfer assets out of the Transfer Account into the elected Sub-accounts.

The transfer amount is calculated by the following formula:

T	=	{Min(B, – [L – B – V*Ct] / (1 – C t))}

If following a transfer to the elected Sub-accounts, there are assets remaining in a bond fund Sub-account not associated with the current liability, we will transfer all assets from that bond fund Sub-account to the bond fund Sub-account associated with the current liability.

E-1

FORMULA FOR ANNUITIES WITH 90% CAP RULE FEATURE – GRO PLUS 2008 AND HIGHEST DAILY GRO (IF ELECTED PRIOR TO JULY 16, 2010)

THE FOLLOWING ARE THE TERMS AND DEFINITIONS REFERENCED IN THE TRANSFER CALCULATION FORMULA:

■	AV is the current Account Value of the Annuity

■	V is the current Account Value of the elected Sub-accounts of the Annuity

■	B is the total current value of the AST bond portfolio Sub-account

■	Cl is the lower target value. Currently, it is 79%.

■	Ct is the middle target value. Currently, it is 82%.

■	Cu is the upper target value. Currently, it is 85%.

■	T is the amount of a transfer into or out of the Transfer AST bond portfolio Sub-account.

For each guarantee provided under the benefit,

■	Gi is the guarantee amount

■	Ni is the number of days until the maturity date

■

di is the discount rate applicable to the number of days until the maturity date. It is determined with reference to a benchmark index, reduced by the Discount Rate Adjustment and subject to the discount rate minimum. The discount rate minimum, beginning on the effective date of the benefit, is three percent, and will decline monthly over the first twenty-four months following the effective date of the benefit to one percent in the twenty-fifth month, and will remain at one percent for every month thereafter. Once selected, we will not change the applicable benchmark index. However, if the benchmark index is discontinued, we will substitute a successor benchmark index, if there is one. Otherwise we will substitute a comparable benchmark index. We will obtain any required regulatory approvals prior to substitution of the benchmark index.

Transfer Calculation

The formula, which is set on the Effective Date of the 90% Cap Rule, and is not changed while the benefit is in effect, determines, on each Valuation Day, when a transfer is required.

On the Effective Date of the 90% Cap Rule (and only on this date), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the AST bond portfolio Sub-account:

If (B / (V + B) > .90), then
T	=	B – [(V + B) * .90]

If T as described above is greater than $0, then that amount (“T”) is transferred from the AST bond portfolio Sub-account to the elected Sub-accounts and no additional transfer calculations are performed on the Effective Date of the 90% Cap Rule. Any transfers into the AST bond portfolio Sub-account are suspended. The suspension will be lifted once a transfer out of the AST bond portfolio Sub-account occurs.

On each Valuation Date thereafter (including the Effective Date of the 90% Cap Rule, provided (B / (V + B) < = .90), the formula begins by determining the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the Guarantee Amount at the end of the Guarantee Period. We call the greatest of these values the “current liability (L).”

L	=	MAX(Li), where Li = Gi / (1 + di)^(Ni/365)

Next the formula calculates the following formula ratio:

r	=	(L – B) / V

If the formula ratio exceeds an upper target value, then all or a portion of the Account Value will be transferred to the AST bond portfolio Sub-account associated with the current liability, subject to the rule that prevents a transfer into that AST bond portfolio Sub-account if 90% or more of Account Value is in that Sub-account (the “90% cap rule”). If, at the time we make a transfer to the

E-2

AST bond portfolio Sub-account associated with the current liability, there is Account Value allocated to an AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

The formula will transfer assets into the Transfer AST bond portfolio Sub-account if r > Cu, subject to the 90% cap rule.

The transfer amount is calculated by the following formula:

T	=	{Min(MAX(0, (.90 * (V + B)) – B), [L – B – V * Ct] / (1 – Ct))}

If the formula ratio is less than a lower target value and there are assets in the Transfer AST bond portfolio Sub-account, then the formula will transfer assets out of the Transfer AST bond portfolio Sub-account into the elected Sub-accounts.

The formula will transfer assets out of the Transfer AST bond portfolio Sub-account if r < Cl and B > 0.

The transfer amount is calculated by the following formula:

T	=	{Min(B, – [L – B – V * Ct] / (1 – Ct))}

If, following a transfer to the elected Sub-accounts, there are assets remaining in an AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

If transfers into the AST bond portfolio Sub-account are restricted due to the operation of the 90% cap rule, then we will not perform any intra-AST bond portfolio Sub-account transfers. However, if assets transfer out of an AST bond portfolio Sub-account and into the elected Sub-accounts due to the maturity of the AST bond portfolio, by operation of the formula, assets may subsequently transfer to another AST bond portfolio Sub-account that is associated with a future guarantee, subject to the 90% cap rule.

E-3

APPENDIX F – FORMULA UNDER HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT AND SPOUSAL HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT

(including Highest Daily Lifetime Seven with BIO, Highest Daily Lifetime Seven with LIA and Spousal Highest Daily Lifetime Seven with BIO)

1. Formula for Contracts Issued on or after July 21, 2008

(Without Election of 90% Cap Feature)

TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:

■	Cu – the upper target is established on the effective date of the Highest Daily Lifetime Seven benefit (the “Effective Date”) and is not changed for the life of the guarantee. Currently, it is 83%.

■	Ct – the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

■	Cl – the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 77%.

■	L – the target value as of the current business day.

■	r – the target ratio.

■	a – factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee.

■	Vv – the total value of all Permitted Sub-accounts in the Annuity.

■	VF – the total value of all elected Fixed Rate Options in the Annuity.

■	B – the total value of the AST Investment Grade Bond Portfolio Sub-account.

■

P – Income Basis. Prior to the first withdrawal, the Income Basis is the Protected Withdrawal Value calculated as if the first withdrawal were taken on the date of calculation. After the first withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value at the time of the first withdrawal, adjusted for additional purchase payments including the amount of any associated Credits, and adjusted proportionally for excess withdrawals*, (2) any highest quarterly value increased for additional purchase payments including the amount of any associated Credits, and adjusted for withdrawals, and (3) the Account Value.

■	T – the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account.

*	Note: withdrawals of less than the Annual Income Amount do not reduce the Income Basis.

TARGET VALUE CALCULATION:

On each business day, a target value (L) is calculated, according to the following formula. If the Account Value (VV + VF) is equal to zero, no calculation is necessary.

L	=	0.05 * P * a

TRANSFER CALCULATION:

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

Target Ratio r	=	(L – B) / (VV + VF).

■	If r > Cu, assets in the Permitted Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account.

■

If r < Cl, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T	=	{Min ((VV + VF), [L – B – (VV + VF) * Ct] / (1 – Ct))}	Money is transferred from the elected Sub-accounts and Fixed Rate Options to the Transfer Account

T	=	{Min (B, – [L – B – (VV + VF)* Ct] / (1 – Ct))}	Money is transferred from the Transfer Account to the elected Sub-accounts

2. Formula for Contracts Issued Prior to 7/21/08

(Without Election of 90% Cap Feature)

TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:

■	Cu – the upper target is established on the effective date of the Highest Daily Lifetime Seven benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

■	Ct – the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

■	Cl – the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 77%.

■	L – the target value as of the current business day.

■	r – the target ratio.

■	a – factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee.

■	V – the total value of all Permitted Sub-accounts in the annuity.

■	B – the total value of the AST Investment Grade Bond Portfolio Sub-account.

■

P – Income Basis. Prior to the first withdrawal, the Income Basis is the Protected Withdrawal Value calculated as if the first withdrawal were taken on the date of calculation. After the first withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value at the time of the first withdrawal, adjusted for additional purchase payments including the amount of any associated Credits, and adjusted proportionally for excess withdrawals*, (2) any highest quarterly value increased for additional purchase payments including the amount of any associated Credits, and adjusted for withdrawals, and (3) the Account Value.

■	T – the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account

*	Note: withdrawals of less than the Annual Income Amount do not reduce the Income Basis.

TARGET VALUE CALCULATION:

On each business day, a target value (L) is calculated, according to the following formula. If the variable account value (V) is equal to zero, no calculation is necessary.

L	=	0.05 * P * a

TRANSFER CALCULATION:

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

Target Ratio r	=	(L – B) / V.

■	If r > Cu, assets in the Permitted Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account.

■

If r < Cl, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T	=	{Min(V, [L – B – V * Ct] / (1 – Ct))},	Money is transferred from the Permitted Sub-accounts to the AST Investment Grade Bond Portfolio Sub-account

T	=	{Min(B, – [L – B – V * Ct] / (1 – Ct))}	Money is transferred from the AST Investment Grade Bond Portfolio Sub-account to the Permitted Sub-accounts

3. Formula for Annuities with 90% Cap Feature if Benefit was Elected Prior to July 21, 2008

See above for the Terms and Definitions Referenced in the Calculation Formula.

Target Value Calculation:

On each Valuation Day, a target value (L) is calculated, according to the following formula. Target values are subject to change for new elections of the Rider on a going-forward basis.

L	=	0.05 * P * a

Transfer Calculation:

The following formula, which is set on the Effective Date of the 90% Cap Rule as shown in the Schedule Supplement and is not changed for the life of the guarantee, determines when a transfer is required. On the Effective Date of the 90% Cap Rule (and only on this date), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account:

If (B / (V + B) > .90) then
T	=	B – [(V + B) * .90]

If T is greater than $0 as described above, then no additional transfer calculations are performed on the Effective Date of the 90% Cap Rule. Any transfers into the AST Investment Grade Bond Portfolio Sub-account are suspended. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs.

On each Valuation Day thereafter (including the Effective Date of the 90% Cap Rule, provided B / (V + B) <= .90), the following asset transfer calculation is performed:

Target Ratio r	=	(L – B) / V

■	If r > Cu, assets in the elected Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account provided transfers are not suspended under the 90% Cap Rule described below.

■

If r < Cl and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the elected Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Effective Date of the 90% Cap Rule and is not changed for the life of the guarantee, determines the transfer amount:

T	=	Min (MAX (0, (0.90 * (V + B)) – B), [L – B – V * Ct] / (1 – Ct))	Money is transferred from the elected Sub-accounts to the AST Investment Grade Bond Portfolio Sub-account

T	=	{Min (B, – [L – B – V * Ct] / (1 – Ct))}	Money is transferred from the AST Investment Grade Bond Portfolio Sub-account to the elected Sub-accounts.

At any given time, some, most, or none of the Account Value may be allocated to the AST Investment Grade Bond Portfolio Sub-account under the Transfer Calculation formula.

90% Cap Feature: If, on any Valuation Day, on and after the Effective Date of the 90% Cap Rule, a transfer into the AST Investment Grade Bond Portfolio Sub-account occurs which results in 90% of the Account Value being allocated to the AST Investment Grade Bond Portfolio Sub-account, any transfers into the AST Investment Grade Bond Portfolio Sub-account will be suspended, even if the formula would otherwise dictate that a transfer into the AST Investment Grade Bond Portfolio Sub-account should occur. Transfers out of the AST Investment Grade Bond Portfolio Sub-account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs. Due to the performance of the AST Investment Grade Bond Portfolio Sub-account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the AST Investment Grade Bond Portfolio Sub-account.

4. Formula for Annuities with 90% Cap Feature if Benefit was Elected on or after July 21, 2008

See above for the Terms and Definitions Referenced in the Calculation Formula

TARGET VALUE CALCULATION:

On each Valuation Day, a target value (L) is calculated, according to the following formula. Target values are subject to change for new elections of the Rider on a going-forward basis.

L	=	0.05 * P * a

TRANSFER CALCULATION:

The following formula, which is set on the Effective Date of the 90% Cap Rule as shown in the Schedule Supplement and is not changed for the life of the guarantee, determines when a transfer is required. On the Effective Date of the 90% Cap Rule (and only on this date), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account:

If (B / (VV + VF + B) > .90) then
T	=	B – [(VV + VF + B) * .90]

If T is greater than $0 as described above, then no additional transfer calculations are performed on the Effective Date of the 90% Cap Rule. Any transfers into the AST Investment Grade Bond Portfolio Sub-account are suspended. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs.

On each Valuation Day thereafter (including the Effective Date of the 90% Cap Rule, provided B / (VV + VF + B) <= .90), the following asset transfer calculation is performed:

Target Ratio r	=	(L – B) / (VV + VF)

■	If r > Cu, assets in the elected Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account, provided transfers are not suspended under the 90% Cap Rule described below.

■

If r < Cl and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the elected Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Effective Date of the 90% Cap Rule and is not changed for the life of the guarantee, determines the transfer amount:

T	=	Min (MAX (0, (0.90 * (VV + VF + B)) – B), [L – B – (VV + VF) * Ct] / (1 – Ct))	Money is transferred from the elected Sub-accounts to AST Investment Grade Bond Portfolio Sub-account.

T	=	{Min (B, – [L – B – (VV + VF) * Ct] / (1 – Ct))}	Money is transferred from the AST Investment Grade Bond Portfolio Sub-account to the elected Sub-accounts.

At any given time, some, most, or none of the Account Value may be allocated to the AST Investment Grade Bond Portfolio Sub-account under the Transfer Calculation formula.

90% Cap Feature: If, on any Valuation Day, on and after the Effective Date of the 90% Cap Rule, a transfer into the AST Investment Grade Bond Portfolio Sub-account occurs which results in 90% of the Account Value being allocated to the AST Investment Grade Bond Portfolio Sub-account, any transfers into the AST Investment Grade Bond Portfolio Sub-account will be suspended, even if the formula would otherwise dictate that a transfer into the AST Investment Grade Bond Portfolio Sub-account should occur. Transfers out of the AST Investment Grade Bond Portfolio Sub-account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs. Due to the performance of the AST Investment Grade Bond Portfolio Sub-account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the AST Investment Grade Bond Portfolio Sub-account.

“a” Factors for Liability Calculations

(in Years and Months since Benefit Effective Date)*

Years	Months 1	2	3	4	5	6	7	8	9	10	11	12
1	15.34	15.31	15.27	15.23	15.20	15.16	15.13	15.09	15.05	15.02	14.98	14.95
2	14.91	14.87	14.84	14.80	14.76	14.73	14.69	14.66	14.62	14.58	14.55	14.51
3	14.47	14.44	14.40	14.36	14.33	14.29	14.26	14.22	14.18	14.15	14.11	14.07
4	14.04	14.00	13.96	13.93	13.89	13.85	13.82	13.78	13.74	13.71	13.67	13.63
5	13.60	13.56	13.52	13.48	13.45	13.41	13.37	13.34	13.30	13.26	13.23	13.19
6	13.15	13.12	13.08	13.04	13.00	12.97	12.93	12.89	12.86	12.82	12.78	12.75
7	12.71	12.67	12.63	12.60	12.56	12.52	12.49	12.45	12.41	12.38	12.34	12.30
8	12.26	12.23	12.19	12.15	12.12	12.08	12.04	12.01	11.97	11.93	11.90	11.86
9	11.82	11.78	11.75	11.71	11.67	11.64	11.60	11.56	11.53	11.49	11.45	11.42
10	11.38	11.34	11.31	11.27	11.23	11.20	11.16	11.12	11.09	11.05	11.01	10.98
11	10.94	10.90	10.87	10.83	10.79	10.76	10.72	10.69	10.65	10.61	10.58	10.54
12	10.50	10.47	10.43	10.40	10.36	10.32	10.29	10.25	10.21	10.18	10.14	10.11
13	10.07	10.04	10.00	9.96	9.93	9.89	9.86	9.82	9.79	9.75	9.71	9.68
14	9.64	9.61	9.57	9.54	9.50	9.47	9.43	9.40	9.36	9.33	9.29	9.26
15	9.22	9.19	9.15	9.12	9.08	9.05	9.02	8.98	8.95	8.91	8.88	8.84
16	8.81	8.77	8.74	8.71	8.67	8.64	8.60	8.57	8.54	8.50	8.47	8.44
17	8.40	8.37	8.34	8.30	8.27	8.24	8.20	8.17	8.14	8.10	8.07	8.04
18	8.00	7.97	7.94	7.91	7.88	7.84	7.81	7.78	7.75	7.71	7.68	7.65
19	7.62	7.59	7.55	7.52	7.49	7.46	7.43	7.40	7.37	7.33	7.30	7.27
20	7.24	7.21	7.18	7.15	7.12	7.09	7.06	7.03	7.00	6.97	6.94	6.91
21	6.88	6.85	6.82	6.79	6.76	6.73	6.70	6.67	6.64	6.61	6.58	6.55
22	6.52	6.50	6.47	6.44	6.41	6.38	6.36	6.33	6.30	6.27	6.24	6.22
23	6.19	6.16	6.13	6.11	6.08	6.05	6.03	6.00	5.97	5.94	5.92	5.89
24	5.86	5.84	5.81	5.79	5.76	5.74	5.71	5.69	5.66	5.63	5.61	5.58
25	5.56	5.53	5.51	5.48	5.46	5.44	5.41	5.39	5.36	5.34	5.32	5.29
26	5.27	5.24	5.22	5.20	5.18	5.15	5.13	5.11	5.08	5.06	5.04	5.01
27	4.99	4.97	4.95	4.93	4.91	4.88	4.86	4.84	4.82	4.80	4.78	4.75
28	4.73	4.71	4.69	4.67	4.65	4.63	4.61	4.59	4.57	4.55	4.53	4.51
29	4.49	4.47	4.45	4.43	4.41	4.39	4.37	4.35	4.33	4.32	4.30	4.28
30	4.26	4.24	4.22	4.20	4.18	4.17	4.15	4.13	4.11	4.09	4.07	4.06
31	4.04	4.02	4.00	3.98	3.97	3.95	3.93	3.91	3.90	3.88	3.86	3.84
32	3.83	3.81	3.79	3.78	3.76	3.74	3.72	3.71	3.69	3.67	3.66	3.64
33	3.62	3.61	3.59	3.57	3.55	3.54	3.52	3.50	3.49	3.47	3.45	3.44
34	3.42	3.40	3.39	3.37	3.35	3.34	3.32	3.30	3.29	3.27	3.25	3.24
35	3.22	3.20	3.18	3.17	3.15	3.13	3.12	3.10	3.08	3.07	3.05	3.03
36	3.02	3.00	2.98	2.96	2.95	2.93	2.91	2.90	2.88	2.86	2.85	2.83
37	2.81	2.79	2.78	2.76	2.74	2.73	2.71	2.69	2.68	2.66	2.64	2.62
38	2.61	2.59	2.57	2.56	2.54	2.52	2.51	2.49	2.47	2.45	2.44	2.42
39	2.40	2.39	2.37	2.35	2.34	2.32	2.30	2.29	2.27	2.25	2.24	2.22
40	2.20	2.19	2.17	2.15	2.14	2.12	2.11	2.09	2.07	2.06	2.04	2.02
41	2.01	1.84	1.67	1.51	1.34	1.17	1.00	0.84	0.67	0.50	0.33	0.17

*	The values set forth in this table are applied to all ages, and apply to each formula set out in this Appendix.

APPENDIX G – FORMULA FOR HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT AND SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT

(including Highest Daily Lifetime 7 Plus with BIO, Highest Daily Lifetime 7 Plus with LIA and Spousal Highest Daily Lifetime 7 Plus with BIO)

TRANSFERS OF ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST INVESTMENT GRADE BOND SUB-ACCOUNT

TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULAS:

■

Cu – the upper target is established on the effective date of the Highest Daily Lifetime 7 Plus/Spousal Highest Daily Lifetime 7 Plus benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

■

Cus – The secondary upper target is established on the effective date of the Highest Daily Lifetime 7 Plus/Spousal Highest Daily Lifetime 7 Plus benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently it is 84.5%

■	Ct – the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

■	Cl – the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 78%.

■	L – the target value as of the current Valuation Day.

■	r – the target ratio.

■	a – factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. (See below for the table of "a" factors)

■	Vv – the total value of all Permitted Sub-accounts in the Annuity.

■	VF – the total value of all elected Fixed Rate Options in the Annuity

■	B – the total value of the AST Investment Grade Bond Portfolio Sub-account.

■

P – Income Basis. Prior to the first Lifetime Withdrawal, the Income Basis is equal to the Protected Withdrawal Value calculated as if the first Lifetime Withdrawal were taken on the date of calculation. After the first Lifetime Withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for additional Purchase Payments, including the amount of any associated Credits, and adjusted proportionally for excess withdrawals*, and (2) any highest daily Account Value occurring on or after the date of the first Lifetime Withdrawal and prior to or including the date of this calculation increased for additional Purchase Payments including the amount of any associated Credits, and adjusted for Lifetime Withdrawals.

■	T – the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account

■	TM – the amount of a monthly transfer out of the AST Investment Grade Bond Portfolio

*	Note: Lifetime Withdrawals of less than or equal to the Annual Income Amount do not reduce the Income Basis.

G-1

DAILY CALCULATIONS

TARGET VALUE CALCULATION:

On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (VV+ VF) is equal to zero, no calculation is necessary.

L	=	0.05 * P * a

TRANSFER CALCULATION:

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

Target Ratio r	=	(L – B) / (VV + VF).

■

If on the third consecutive Valuation Day r > Cu and r ≤ Cus or if on any day r > Cus, and subject to the 90% cap rule described above, assets in the Permitted Sub-accounts (including DCA Fixed Rate Option used with any applicable 6 or 12 Month DCA Program) are transferred to the AST Investment Grade Bond Portfolio Sub-account.

■

If r < Cl, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T	=	Min (MAX (0, (0.90 * (VV + VF + B)) – B), [L – B – (VV + VF) * Ct]/(1 – Ct))	Money is transferred from the Permitted Sub-accounts and Fixed Rate Options to the AST Investment Grade Bond Sub-account

T	=	{Min (B, – [L – B – (VV + VF)* Ct]/(1 – Ct))}	Money is transferred from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts

MONTHLY CALCULATION

On each monthly anniversary of the Annuity Issue Date and following the daily Transfer Calculation above, the following formula determines if a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-Accounts will occur:

If, after the daily Transfer Calculation is performed,

{Min (B, .05 * (VV + VF + B))} < (Cu * (VV + VF) – L + B) / (1 – Cu), then

TM	=	{Min (B, .05 * (VV + VF + B))}	Money is transferred from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts.

G-2

“a” Factors for Liability Calculations

(in Years and Months since Benefit Effective Date)*

Years	Months 1	2	3	4	5	6	7	8	9	10	11	12
1	15.34	15.31	15.27	15.23	15.20	15.16	15.13	15.09	15.05	15.02	14.98	14.95
2	14.91	14.87	14.84	14.80	14.76	14.73	14.69	14.66	14.62	14.58	14.55	14.51
3	14.47	14.44	14.40	14.36	14.33	14.29	14.26	14.22	14.18	14.15	14.11	14.07
4	14.04	14.00	13.96	13.93	13.89	13.85	13.82	13.78	13.74	13.71	13.67	13.63
5	13.60	13.56	13.52	13.48	13.45	13.41	13.37	13.34	13.30	13.26	13.23	13.19
6	13.15	13.12	13.08	13.04	13.00	12.97	12.93	12.89	12.86	12.82	12.78	12.75
7	12.71	12.67	12.63	12.60	12.56	12.52	12.49	12.45	12.41	12.38	12.34	12.30
8	12.26	12.23	12.19	12.15	12.12	12.08	12.04	12.01	11.97	11.93	11.90	11.86
9	11.82	11.78	11.75	11.71	11.67	11.64	11.60	11.56	11.53	11.49	11.45	11.42
10	11.38	11.34	11.31	11.27	11.23	11.20	11.16	11.12	11.09	11.05	11.01	10.98
11	10.94	10.90	10.87	10.83	10.79	10.76	10.72	10.69	10.65	10.61	10.58	10.54
12	10.50	10.47	10.43	10.40	10.36	10.32	10.29	10.25	10.21	10.18	10.14	10.11
13	10.07	10.04	10.00	9.96	9.93	9.89	9.86	9.82	9.79	9.75	9.71	9.68
14	9.64	9.61	9.57	9.54	9.50	9.47	9.43	9.40	9.36	9.33	9.29	9.26
15	9.22	9.19	9.15	9.12	9.08	9.05	9.02	8.98	8.95	8.91	8.88	8.84
16	8.81	8.77	8.74	8.71	8.67	8.64	8.60	8.57	8.54	8.50	8.47	8.44
17	8.40	8.37	8.34	8.30	8.27	8.24	8.20	8.17	8.14	8.10	8.07	8.04
18	8.00	7.97	7.94	7.91	7.88	7.84	7.81	7.78	7.75	7.71	7.68	7.65
19	7.62	7.59	7.55	7.52	7.49	7.46	7.43	7.40	7.37	7.33	7.30	7.27
20	7.24	7.21	7.18	7.15	7.12	7.09	7.06	7.03	7.00	6.97	6.94	6.91
21	6.88	6.85	6.82	6.79	6.76	6.73	6.70	6.67	6.64	6.61	6.58	6.55
22	6.52	6.50	6.47	6.44	6.41	6.38	6.36	6.33	6.30	6.27	6.24	6.22
23	6.19	6.16	6.13	6.11	6.08	6.05	6.03	6.00	5.97	5.94	5.92	5.89
24	5.86	5.84	5.81	5.79	5.76	5.74	5.71	5.69	5.66	5.63	5.61	5.58
25	5.56	5.53	5.51	5.48	5.46	5.44	5.41	5.39	5.36	5.34	5.32	5.29
26	5.27	5.24	5.22	5.20	5.18	5.15	5.13	5.11	5.08	5.06	5.04	5.01
27	4.99	4.97	4.95	4.93	4.91	4.88	4.86	4.84	4.82	4.80	4.78	4.75
28	4.73	4.71	4.69	4.67	4.65	4.63	4.61	4.59	4.57	4.55	4.53	4.51
29	4.49	4.47	4.45	4.43	4.41	4.39	4.37	4.35	4.33	4.32	4.30	4.28
30	4.26	4.24	4.22	4.20	4.18	4.17	4.15	4.13	4.11	4.09	4.07	4.06	**

*	The values set forth in this table are applied to all ages.
**	In all subsequent years and months thereafter, the annuity factor is 4.06

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APPENDIX H – SPECIAL CONTRACT PROVISIONS FOR ANNUITIES ISSUED IN CERTAIN STATES

Certain features of your Annuity may be different than the features described earlier in this prospectus if your Annuity is issued in certain states described below. For Annuities issued in New York, please see Appendix D.

Jurisdiction	Special Provisions
Connecticut	Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available.
Hawaii	Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available.
Iowa	Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available.
Maryland	Fixed Allocations are not available.
Massachusetts

If your Annuity is issued in Massachusetts after January 1, 2009, the annuity rates we use to calculate annuity payments are available only on a gender-neutral basis under any Annuity Option or any lifetime withdrawal optional benefit (except the Guaranteed Minimum Withdrawal Benefit).

Medically Related Surrenders are not available.

Montana	If your Annuity is issued in Montana, the annuity rates we use to calculate annuity payments are available only on a gender-neutral basis under any Annuity Option or any lifetime withdrawal optional benefit (except the Guaranteed Minimum Withdrawal Benefit).
Nevada	Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available. Fixed Allocations are not available.
New York	Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available.
North Dakota	Fixed Allocations are not available.
Texas	Death benefit suspension not applicable upon provision of evidence of good health. See annuity contract for exact details.
Utah	Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available.
Vermont	Fixed Allocations are not available.
Washington

If your Annuity was issued in Washington, and you have elected Highest Daily Lifetime Five, or any version of Highest Daily Lifetime Seven or Highest Daily Lifetime 7 Plus, the Guaranteed Minimum Account Value Credit otherwise available on these optional benefits is not available.

Fixed Allocations are not available. Combination Roll-Up Value and Highest Periodic Value Death Benefit not available. Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available.

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APPENDIX I – FORMULA FOR HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT AND SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT

(including Highest Daily Lifetime 6 Plus with LIA)

TRANSFERS OF ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE

AST INVESTMENT GRADE BOND SUB-ACCOUNT

TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULAS:

■

Cu – the upper target is established on the effective date of the Highest Daily Lifetime 6 Plus/Spousal Highest Daily Lifetime 6 Plus benefit (the “Effective Date”) and is not changed for the life of the guarantee. Currently, it is 83%.

■

Cus – The secondary upper target is established on the effective date of the Highest Daily Lifetime 6 Plus/Spousal Highest Daily Lifetime 6 Plus benefit (the “Effective Date”) and is not changed for the life of the guarantee. Currently it is 84.5%.

■	Ct – the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

■	Cl – the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 78%.

■	L – the target value as of the current Valuation Day.

■	r – the target ratio.

■	a – factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. (See below for the table of “a” factors).

■	Vv – the total value of all Permitted Sub-accounts in the Annuity.

■	VF – the total value of all elected Fixed Rate Options in the Annuity.

■	B – the total value of the AST Investment Grade Bond Portfolio Sub-account.

■

P – Income Basis. Prior to the first Lifetime Withdrawal, the Income Basis is equal to the Protected Withdrawal Value calculated as if the first Lifetime Withdrawal were taken on the date of calculation. After the first Lifetime Withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for additional purchase payments, including the amount of any associated purchase Credits, and adjusted proportionally for excess withdrawals*, and (2) the Protected Withdrawal Value on any Annuity Anniversary subsequent to the first Lifetime Withdrawal, increased for subsequent additional purchase payments (including the amount of any associated purchase Credits) and adjusted proportionately for Excess Income* and (3) any highest daily Account Value occurring on or after the later of the immediately preceding Annuity anniversary, or the date of the first Lifetime Withdrawal, and prior to or including the date of this calculation, increased for additional purchase payments (including the amount of any associated purchase Credits) and adjusted for withdrawals, as described herein.

■	T – the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account.

■	TM – the amount of a monthly transfer out of the AST Investment Grade Bond Portfolio.

*	Note: Lifetime Withdrawals of less than or equal to the Annual Income Amount do not reduce the Income Basis.

DAILY CALCULATIONS

TARGET VALUE CALCULATION:

On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (VV + VF) is equal to zero, no calculation is necessary.

L	=	0.05 * P * a

TRANSFER CALCULATION:

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

Target Ratio r	=	(L – B) / (VV + VF).

I-1

■

If on the third consecutive Valuation Day r > Cu and r ≤ Cus or if on any day r > Cus, and subject to the 90% cap rule described above, assets in the Permitted Sub-accounts (including DCA Fixed Rate Options used with any applicable 6 or 12 Month DCA Program) are transferred to the AST Investment Grade Bond Portfolio Sub-account.

■

If r < Cl, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts as described above.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T	=	Min (MAX (0, (0.90 * (VV + VF + B)) – B), [L – B – (VV + VF) * Ct] / (1 – Ct))	Money is transferred from the Permitted Sub-accounts and DCA Fixed Rate Options to the AST Investment Grade Bond Sub-account

T	=	{Min (B, – [L – B – (VV + VF) * Ct] / (1 – Ct))}	Money is transferred from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts

MONTHLY CALCULATION

On each monthly anniversary of the Annuity Issue Date and following the daily Transfer Calculation above, the following formula determines if a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-Accounts will occur:

If, after the daily Transfer Calculation is performed,

{Min (B, .05 * (VV + VF + B))} < (Cu * (VV + V F) – L + B) / (1 – C u), then

TM	=	{Min (B, .05 * (VV + VF + B))}	Money is transferred from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts.

I-2

“a” Factors for Liability Calculations

(in Years and Months since Benefit Effective Date)*

Years	Months 1	2	3	4	5	6	7	8	9	10	11	12
1	15.34	15.31	15.27	15.23	15.20	15.16	15.13	15.09	15.05	15.02	14.98	14.95
2	14.91	14.87	14.84	14.80	14.76	14.73	14.69	14.66	14.62	14.58	14.55	14.51
3	14.47	14.44	14.40	14.36	14.33	14.29	14.26	14.22	14.18	14.15	14.11	14.07
4	14.04	14.00	13.96	13.93	13.89	13.85	13.82	13.78	13.74	13.71	13.67	13.63
5	13.60	13.56	13.52	13.48	13.45	13.41	13.37	13.34	13.30	13.26	13.23	13.19
6	13.15	13.12	13.08	13.04	13.00	12.97	12.93	12.89	12.86	12.82	12.78	12.75
7	12.71	12.67	12.63	12.60	12.56	12.52	12.49	12.45	12.41	12.38	12.34	12.30
8	12.26	12.23	12.19	12.15	12.12	12.08	12.04	12.01	11.97	11.93	11.90	11.86
9	11.82	11.78	11.75	11.71	11.67	11.64	11.60	11.56	11.53	11.49	11.45	11.42
10	11.38	11.34	11.31	11.27	11.23	11.20	11.16	11.12	11.09	11.05	11.01	10.98
11	10.94	10.90	10.87	10.83	10.79	10.76	10.72	10.69	10.65	10.61	10.58	10.54
12	10.50	10.47	10.43	10.40	10.36	10.32	10.29	10.25	10.21	10.18	10.14	10.11
13	10.07	10.04	10.00	9.96	9.93	9.89	9.86	9.82	9.79	9.75	9.71	9.68
14	9.64	9.61	9.57	9.54	9.50	9.47	9.43	9.40	9.36	9.33	9.29	9.26
15	9.22	9.19	9.15	9.12	9.08	9.05	9.02	8.98	8.95	8.91	8.88	8.84
16	8.81	8.77	8.74	8.71	8.67	8.64	8.60	8.57	8.54	8.50	8.47	8.44
17	8.40	8.37	8.34	8.30	8.27	8.24	8.20	8.17	8.14	8.10	8.07	8.04
18	8.00	7.97	7.94	7.91	7.88	7.84	7.81	7.78	7.75	7.71	7.68	7.65
19	7.62	7.59	7.55	7.52	7.49	7.46	7.43	7.40	7.37	7.33	7.30	7.27
20	7.24	7.21	7.18	7.15	7.12	7.09	7.06	7.03	7.00	6.97	6.94	6.91
21	6.88	6.85	6.82	6.79	6.76	6.73	6.70	6.67	6.64	6.61	6.58	6.55
22	6.52	6.50	6.47	6.44	6.41	6.38	6.36	6.33	6.30	6.27	6.24	6.22
23	6.19	6.16	6.13	6.11	6.08	6.05	6.03	6.00	5.97	5.94	5.92	5.89
24	5.86	5.84	5.81	5.79	5.76	5.74	5.71	5.69	5.66	5.63	5.61	5.58
25	5.56	5.53	5.51	5.48	5.46	5.44	5.41	5.39	5.36	5.34	5.32	5.29
26	5.27	5.24	5.22	5.20	5.18	5.15	5.13	5.11	5.08	5.06	5.04	5.01
27	4.99	4.97	4.95	4.93	4.91	4.88	4.86	4.84	4.82	4.80	4.78	4.75
28	4.73	4.71	4.69	4.67	4.65	4.63	4.61	4.59	4.57	4.55	4.53	4.51
29	4.49	4.47	4.45	4.43	4.41	4.39	4.37	4.35	4.33	4.32	4.30	4.28
30	4.26	4.24	4.22	4.20	4.18	4.17	4.15	4.13	4.11	4.09	4.07	4.06	**

*	The values set forth in this table are applied to all ages.
**	In all subsequent years and months thereafter, the annuity factor is 4.06.

I-3

APPENDIX J – FORMULA FOR GRO PLUS II (AND HD GRO II, IF ELECTED PRIOR TO JULY 16, 2010)

The following are the terms and definitions referenced in the transfer calculation formula:

■	AV is the current Account Value of the Annuity

■	VV is the current Account Value of the elected Sub-accounts of the Annuity

■	VF is the current Account Value of any fixed-rate Sub-accounts of the Annuity

■	B is the total current value of the AST bond portfolio Sub-account

■	Cl is the lower target value. Currently, it is 79%.

■	Ct is the middle target value. Currently, it is 82%.

■	Cu is the upper target value. Currently, it is 85%.

■	T is the amount of a transfer into or out of the AST bond portfolio Sub-account.

For each guarantee provided under the benefit,

■	Gi is the guarantee amount

■	Ni is the number of days until the maturity date

■

di is the discount rate applicable to the number of days until the maturity date. It is determined with reference to a benchmark index, reduced by the Discount Rate Adjustment and subject to the discount rate minimum. The discount rate minimum, beginning on the effective date of the benefit, is three percent, and will decline monthly over the first twenty-four months following the effective date of the benefit to one percent in the twenty-fifth month, and will remain at one percent for every month thereafter. Once selected, we will not change the applicable benchmark index. However, if the benchmark index is discontinued, we will substitute a successor benchmark index, if there is one. Otherwise we will substitute a comparable benchmark index. We will obtain any required regulatory approvals prior to substitution of the benchmark index.

The formula, which is set on the effective date and is not changed while the benefit is in effect, determines, on each Valuation Day, when a transfer is required.

The formula begins by determining the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the guarantee amount at the end of each applicable guarantee period. We call the greatest of these values the “current liability (L).”

L	=	MAX(Li), where Li = Gi / (1 + di)^(Ni/365)

Next the formula calculates the following formula ratio:

r	=	(L – B) / (VV + VF)

If the formula ratio exceeds an upper target value, then all or a portion of the Account Value will be transferred to the AST bond portfolio Sub-account associated with the current liability subject to the rule that prevents a transfer into that AST bond portfolio Sub-account if 90% or more of Account Value is in that Sub-account ( “90% cap rule”). If at the time we make a transfer to the AST bond portfolio Sub-account associated with the current liability there is Account Value allocated to an AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

The formula will transfer assets into the AST bond portfolio Sub-account if r > Cu, subject to the 90% cap rule.

The transfer amount is calculated by the following formula:

T	=	{Min(MAX(0, (.90 * (VV + VF + B)) – B), [L – B – (VV + VF) * Ct] / (1 – Ct))}

If the formula ratio is less than a lower target value and there are assets in the AST bond portfolio Sub-account, then the formula will transfer assets out of the AST bond portfolio Sub-account into the elected Sub-accounts.

J-1

The formula will transfer assets out of the AST bond portfolio Sub-account if r < Cl and B > 0.

The transfer amount is calculated by the following formula:

T	=	{Min(B, – [L – B – (VV + VF) * Ct] / (1 – Ct))}

If following a transfer to the elected Sub-accounts, there are assets remaining in a AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

If transfers into the AST bond portfolio Sub-account are restricted due to the operation of the 90% cap rule, then we will not perform any intra-AST bond portfolio Sub-account transfers. However, if assets transfer out of an AST bond portfolio Sub-account and into the elected Sub-accounts due to the maturity of the AST bond portfolio, by operation of the formula, assets may subsequently transfer to another AST bond portfolio Sub-account that is associated with a future guarantee, subject to the 90% cap.

J-2

APPENDIX K – FORMULA FOR HIGHEST DAILY GRO

Formula for elections of HD GRO on or after July 16, 2010, subject to state approval. The operation of the formula is the same as for elections of HD GRO prior to July 16, 2010. The formula below provides additional information regarding the concept of the Projected Future Guarantee throughout the Transfer Calculation.

THE FOLLOWING ARE THE TERMS AND DEFINITIONS REFERENCED IN THE TRANSFER CALCULATION FORMULA:

■	AV is the current Account Value of the Annuity

■	VV is the current Account Value of the elected Sub-accounts of the Annuity

■	VF is the current Account Value of the elected Fixed Rate Options of the Annuity

■	B is the total current value of the Transfer Account

■	Cl is the lower target value; it is established on the Effective Date and is not changed for the life of the guarantee

■	Ct is the middle target value; it is established on the Effective Date and is not changed for the life of the guarantee

■	Cu is the upper target value; it is established on the Effective Date and is not changed for the life of the guarantee

■	T is the amount of a transfer into or out of the Transfer Account

■

“Projected Future Guarantee” is an amount equal to the highest Account Value (adjusted for Withdrawals and additional Purchase Payments) within the current Benefit Year that would result in a new Guarantee Amount. For the Projected Future Guarantee, the assumed Guarantee Period begins on the current Valuation Day and ends10 years from the next anniversary of the Effective Date. We only calculate a Projected Future Guarantee if the assumed Guarantee Period associated with that Projected Future Guarantee does not extend beyond the latest Annuity Date applicable to the Annuity.

The formula, which is set on the Effective Date and is not changed while the Rider is in effect, determines, on each Valuation Day, when a transfer is required.

The formula begins by determining for each Guarantee Amount and for the Projected Future Guarantee, the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the Guarantee Amount at the end of the Guarantee Period. We call the greatest of these values the “current liability (L)”.

L	=	MAX (Li), where Li = Gi / (1 + di)^(Ni/365) .

Where:

■	Gi is the value of the Guarantee Amount or the Projected Future Guarantee

■	Ni is the number of days until the end of the Guarantee Period

■

di is the discount rate associated with the number of days until the end of a Guarantee Period (or the assumed Guarantee Period, for the Projected Future Guarantee). The discount rate is determined by taking the greater of the Benchmark Index Interest Rate less the Discount Rate Adjustment, and the Discount Rate Minimum. The applicable term of the Benchmark Index Interest Rate is the same as the number of days remaining until the end of the Guarantee Period (or the assumed Guarantee Period, for the Projected Future Guarantee). If no Benchmark Index Interest Rate is available for such term, the nearest available term will be used. The Discount Rate Minimum is determined based on the number of months since the Effective Date.

Next the formula calculates the following formula ratio (r):

r	=	(L – B) / (VV + VF).

If the formula ratio exceeds an upper target value, then Account Value will be transferred to the bond portfolio Sub-account associated with the current liability subject to the feature. If, at the time we make a transfer to the bond portfolio Sub-account associated with the current liability, there is Account Value allocated to a bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that bond portfolio Sub-account to the bond portfolio Sub-account associated with the current liability.

K-1

The formula will transfer assets into the Transfer Account if r > Cu and if transfers have not been suspended due to the feature. Assets in the elected Sub-accounts and Fixed Rate Options, if applicable, are transferred to the Transfer Account in accordance with the Transfer provisions of the Rider.

The transfer amount is calculated by the following formula:

T	=	{Min(MAX(0,(.90 * (VV + VF + B)) - B), [L – B – (VV + VF) * Ct] / (1 – Ct))}

If the formula ratio is less than a lower target value, and there are assets in the Transfer Account, then the formula will transfer assets out of the Transfer Account and into the elected Sub-accounts.

The formula will transfer assets out of the Transfer Account if r < Cl and B > 0.

The transfer amount is calculated by the following formula:

T	=	{Min (B, – [L – B – (VV + VF) * Ct] / (1 – Ct))}

If, following a transfer to the elected Sub-accounts, there are assets remaining in a bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that bond portfolio Sub-account to the bond portfolio Sub-account associated with the current liability.

90% Cap Feature: If, on any Valuation Day the Rider remains in effect, a transfer into the Transfer Account occurs which results in 90% of the Account Value being allocated to the Transfer Account, any transfers into the Transfer Account will be suspended even if the formula would otherwise dictate that a transfer into the Transfer Account should occur. Transfers out of the Transfer Account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the Transfer Account occurs. Due to the performance of the Transfer Account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the Transfer Account.

K-2

APPENDIX L – FORMULA FOR HIGHEST DAILY GRO II

Formula for elections of HD GRO II made on or after July 16, 2010, subject to state approval. The operation of the formula is the same as for elections of HD GRO II prior to July 16, 2010. The formula below provides additional information regarding the concept of the Projected Future Guarantee throughout the Transfer Calculation.

The following are the Terms and Definitions referenced in the Transfer Calculation Formula:

■	AV is the current Account Value of the Annuity

■	VV is the current Account Value of the elected Sub-accounts of the Annuity

■	VF is the current Account Value of the elected Fixed Rate Options of the Annuity

■	B is the total current value of the Transfer Account

■	Cl is the lower target value; it is established on the Effective Date and is not changed for the life of the guarantee

■	Ct is the middle target value; it is established on the Effective Date and is not changed for the life of the guarantee

■	Cu is the upper target value; it is established on the Effective Date and is not changed for the life of the guarantee

■	T is the amount of a transfer into or out of the Transfer Account

■

“Projected Future Guarantee” is an amount equal to the highest Account Value (adjusted for Withdrawals and additional Net Purchase Payments) within the current Benefit Year that would result in a new Guarantee Amount. For the Projected Future Guarantee, the assumed Guarantee Period begins on the current Valuation Day and ends10 years from the next anniversary of the Effective Date. We only calculate a Projected Future Guarantee if the assumed Guarantee Period associated with that Projected Future Guarantee does not extend beyond the latest Annuity Date applicable to the Annuity.

The formula, which is set on the Effective Date and is not changed while the Rider is in effect, determines, on each Valuation Day, when a transfer is required.

The formula begins by determining for each Guarantee Amount and for the Projected Future Guarantee, the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the Guarantee Amount at the end of the Guarantee Period. We call the greatest of these values the “current liability (L)”.

L	=	MAX (Li), where Li = Gi / (1 + di)^(Ni/365) .

Where:

■	Gi is the value of the Guarantee Amount or the Projected Future Guarantee

■	Ni is the number of days until the end of the Guarantee Period

■

di is the discount rate associated with the number of days until the end of a Guarantee Period (or the assumed Guarantee Period, for the Projected Future Guarantee). The discount rate is determined by taking the greater of the Benchmark Index Interest Rate less the Discount Rate Adjustment, and the Discount Rate Minimum. The applicable term of the Benchmark Index Interest Rate is the same as the number of days remaining until the end of the Guarantee Period (or the assumed Guarantee Period, for the Projected Future Guarantee). If no Benchmark Index Interest Rate is available for such term, the nearest available term will be used. The Discount Rate Minimum is determined based on the number of months since the Effective Date.

Next the formula calculates the following formula ratio (r):

r	=	(L – B) / (VV + VF).

If the formula ratio exceeds an upper target value, then Account Value will be transferred to the bond portfolio Sub-account associated with the current liability subject to the feature. If, at the time we make a transfer to the bond portfolio Sub-account associated with the current liability, there is Account Value allocated to a bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that bond portfolio Sub-account to the bond portfolio Sub-account associated with the current liability.

L-1

The formula will transfer assets into the Transfer Account if r > Cu and if transfers have not been suspended due to the feature. Assets in the elected Sub-accounts and Fixed Rate Options, if applicable, are transferred to the Transfer Account in accordance with the Transfer provisions of the Rider.

The transfer amount is calculated by the following formula:

T	=	{Min(MAX(0,(.90 * (VV + VF + B)) – B), [L – B – (VV + VF) * Ct] / (1 – Ct))}

If the formula ratio is less than a lower target value, and there are assets in the Transfer Account, then the formula will transfer assets out of the Transfer Account and into the elected Sub-accounts.

The formula will transfer assets out of the Transfer Account if r < Cl and B > 0.

The transfer amount is calculated by the following formula:

T	=	{Min (B, – [L – B – (VV + VF) * Ct] / (1 – Ct))}

If, following a transfer to the elected Sub-accounts, there are assets remaining in a bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that bond portfolio Sub-account to the bond portfolio Sub-account associated with the current liability.

90% Cap Feature: If, on any Valuation Day the Rider remains in effect, a transfer into the Transfer Account occurs which results in 90% of the Account Value being allocated to the Transfer Account, any transfers into the Transfer Account will be suspended even if the formula would otherwise dictate that a transfer into the Transfer Account should occur. Transfers out of the Transfer Account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the Transfer Account occurs. Due to the performance of the Transfer Account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the Transfer Account.

L-2

PLEASE SEND ME A STATEMENT OF ADDITIONAL INFORMATION THAT CONTAINS FURTHER DETAILS ABOUT THE PRUDENTIAL ANNUITIES ANNUITY DESCRIBED IN PROSPECTUS XT8PROS (4/30/2014).

(print your name)

(address)

(city/state/zip code)

Variable Annuity Issued by:

PRUDENTIAL ANNUITIES LIFE

ASSURANCE CORPORATION

A Prudential Financial Company

One Corporate Drive

Shelton, Connecticut 06484

Telephone: 1-888-PRU-2888

http://www.prudentialannuities.com

Variable Annuity Distributed by:

PRUDENTIAL ANNUITIES

DISTRIBUTORS, INC.

A Prudential Financial Company

One Corporate Drive

Shelton, Connecticut 06484

Telephone: 203-926-1888

http://www.prudentialannuities.com

MAILING ADDRESSES:

Please see the section of this prospectus entitled “How To Contact Us” for where to send your request for a Statement of Additional Information.

The Prudential Insurance Company of America 751 Broad Street Newark, NJ 07102-3777

PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION

A Prudential Financial Company

One Corporate Drive, Shelton, Connecticut 06484

OPTIMUM XTRASM

Flexible Premium Deferred Annuities

PROSPECTUS: APRIL 30, 2014

This prospectus describes one flexible premium deferred annuity (the “Annuity”) issued by Prudential Annuities Life Assurance Corporation (“Prudential Annuities®”, “we”, “our”, or “us”) exclusively through LPL Financial Corporation. If you are receiving this prospectus, it is because you currently own this prospectus. The Annuity was offered as an individual annuity contract or as an interest in a group annuity. The Annuity has different features and benefits that may be appropriate for you based on your financial situation, your age and how you intend to use the Annuity. This Prospectus describes the important features of the Annuity. The Annuity or certain of its investment options and/or features may not be available in all states. In addition, the selling broker-dealer firm through which this Annuity is sold may decline to make available to its customers certain of the optional features and investment options offered generally under the Annuity. Alternatively, the firm may restrict the optional benefits that it makes available to its customers (e.g., by imposing a lower maximum issue age for certain optional benefits than what is prescribed generally under the Annuity). The selling broker-dealer firm may not make available or may not recommend the Annuity based on certain criteria. Please speak to your Financial Professional for further details. For the variations specific to Annuities approved for sale by the New York State Insurance Department, see Appendix E. The guarantees provided by the variable annuity contracts and the optional benefits are the obligations of and subject to the claims paying ability of Prudential Annuities. Certain terms are capitalized in this Prospectus. Those terms are either defined in the Glossary of Terms or in the context of the particular section. Because the Optimum XTra Annuity grants credits with respect to your Purchase Payments, the expenses of the Optimum XTra Annuity may be higher than expenses for an Annuity without a credit. In addition, the amount of the credits that you receive under the Optimum XTra Annuity may be more than offset over time by the additional fees and charges associated with the credit.

THE SUB-ACCOUNTS

Each Sub-account of Prudential Annuities Life Assurance Corporation Variable Account B invests in an underlying mutual fund portfolio. Currently, portfolios of the following underlying mutual funds are being offered: Advanced Series Trust and Wells Fargo Variable Trust. See the following page for a complete list of Sub-accounts.

PLEASE READ THIS PROSPECTUS

Please read this Prospectus and the current prospectus for the underlying mutual funds. Keep them for future reference.

AVAILABLE INFORMATION

We have also filed a Statement of Additional Information that is available from us, without charge, upon your request. The contents of the Statement of Additional Information are described at the end of this prospectus under “Contents of Statement of Additional Information”. The Statement of Additional Information is incorporated by reference into this prospectus. This Prospectus is part of the registration statement we filed with the SEC regarding this offering. Additional information on us and this offering is available in the registration statement and the exhibits thereto. You may review and obtain copies of these materials at no cost to you, by contacting us. These documents, as well as documents incorporated by reference, may also be obtained through the SEC’s Internet Website (http://www.sec.gov) for this registration statement as well as for other registrants that file electronically with the SEC. Please see “How to Contact Us” later in this prospectus for our Service Office Address.

In compliance with U.S. law, Prudential Annuities Life Assurance Corporation delivers this prospectus to current contract owners that reside outside of the United States.

The Annuity is NOT a deposit or obligation of, or issued, guaranteed or endorsed by, any bank, are NOT insured or guaranteed by the U.S. government, the Federal Deposit Insurance Corporation (FDIC), the Federal Reserve Board or any other agency. An investment in an annuity involves investment risks, including possible loss of value, even with respect to amounts allocated to the AST Money Market Sub-account.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

OPTIMUM XTRASM IS A SERVICE MARK OR REGISTERED TRADEMARK OF THE PRUDENTIAL INSURANCE COMPANY OF AMERICA AND IS USED UNDER LICENCE BY ITS AFFILIATES.

FOR FURTHER INFORMATION CALL: 1-888-PRU-2888

Prospectus Dated: April 30, 2014	Statement of Additional Information Dated: April 30, 2014
OPTIMUMX	LPLOASAI

PLEASE SEE OUR IRA, ROTH IRA AND FINANCIAL DISCLOSURE STATEMENTS ATTACHED TO THE BACK COVER OF THIS PROSPECTUS.

INVESTMENT OPTIONS

Please note that you may not allocate Purchase Payments to the AST Investment Grade Bond Portfolio or

the target date bond portfolios (e.g., AST Bond Portfolio 2025)

Advanced Series Trust:

AST Academic Strategies Asset Allocation

AST Balanced Asset Allocation

AST Bond Portfolio 2015

AST Bond Portfolio 2016

AST Bond Portfolio 2017

AST Bond Portfolio 2018

AST Bond Portfolio 2019

AST Bond Portfolio 2020

AST Bond Portfolio 2021

AST Bond Portfolio 2022

AST Bond Portfolio 2023

AST Bond Portfolio 2024

AST Bond Portfolio 2025

AST Capital Growth Asset Allocation

AST Cohen & Steers Realty

AST Federated Aggressive Growth

AST Goldman Sachs Large-Cap Value

AST Goldman Sachs Mid-Cap Growth

AST Herndon Large-Cap Value Portfolio

AST International Growth

AST International Value

AST Investment Grade Bond

AST J.P. Morgan International Equity

AST Large-Cap Value

AST Loomis Sayles Large-Cap Growth Portfolio

AST Lord Abbett Core Fixed Income

AST MFS Growth

AST Mid-Cap Value

AST Money Market

AST Neuberger Berman Mid-Cap Growth

AST Neuberger Berman/LSV Mid-Cap Value

AST New Discovery Asset Allocation

AST PIMCO Limited Maturity Bond

AST PIMCO Total Return Bond

AST Preservation Asset Allocation

AST Small-Cap Growth

AST Small-Cap Value

AST T. Rowe Price Equity Income

AST T. Rowe Price Large-Cap Growth

AST Templeton Global Bond

AST Western Asset Core Plus Bond

Wells Fargo Variable Trust:

Wells Fargo Advantage VT International Equity — Class 1

Wells Fargo Advantage VT Omega Growth — Class 1

(i)

(ii)

GLOSSARY OF TERMS

Many terms used within this Prospectus are described within the text where they appear. The description of those terms are not repeated in this Glossary of Terms.

Account Value: The value of each allocation to a Sub-account (also referred to as a “variable investment option”) plus any Fixed Allocation prior to the Annuity Date, increased by any earnings, and/or less any losses, distributions and charges. The Account Value is calculated before we assess any applicable Contingent Deferred Sales Charge (“CDSC” or “surrender charge”) and/or, other than on an annuity anniversary, any fee that is deducted from the Annuity annually in arrears. The Account Value is determined separately for each Sub-account and for each Fixed Allocation, and then totaled to determine the Account Value for your entire Annuity. The Account Value of each MVA Fixed Allocation on any day other than its Maturity Date may be calculated using a market value adjustment. The Account Value includes any Credits we applied to your purchase payments that we are entitled to take back under certain circumstances. With respect to the Highest Daily Lifetime Five Income Benefit election, Account Value includes the value of any allocation to the Benefit Fixed Rate Account.

Adjusted Purchase Payments: As used in the discussion of certain optional benefits in this prospectus and elsewhere, Adjusted purchase payments are purchase payments, increased by any Credits applied to your Account Value in relation to such purchase payments, and decreased by any charges deducted from such purchase payments.

Annual Income Amount: This is the annual amount of income you are eligible for life under the optional benefits.

Annuitization: The application of Account Value to one of the available annuity options for the Owner to begin receiving periodic payments for life (or joint lives), for a guaranteed minimum number of payments or for life with a guaranteed minimum number of payments.

Annuity Date: The date you choose for annuity payments to commence. Unless we agree otherwise, for Annuities issued on or after November 20, 2006, the Annuity Date must be no later than the first day of the calendar month coinciding with or next following the later of: (a) the oldest Owner’s or Annuitant’s 95th birthday, whichever occurs first, and (b) the fifth anniversary of the Issue Date.

Annuity Year: A 12-month period commencing on the Issue Date of the Annuity and each successive 12-month period thereafter.

Benefit Fixed Rate Account: A fixed investment option offered as part of this Annuity that is used only if you have elected the optional Highest Daily Lifetime Five Benefit. Amounts allocated to the Benefit Fixed Rate Account earn a fixed rate of interest, and are held within our general account. You may not allocate Purchase Payments to the Benefit Fixed Rate Account. Rather, Account Value is transferred to and from the Benefit Fixed Rate Account only under the pre-determined mathematical formula of the Highest Daily Lifetime Five Income Benefit.

Code: The Internal Revenue Code of 1986, as amended from time to time.

Combination 5% Roll-up And HAV Death Benefit: We offer an optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing the greater of the Highest Anniversary Value Death Benefit and a 5% annual increase on purchase payments adjusted for withdrawals.

Contingent Deferred Sales Charge (CDSC): This is a sales charge that may be deducted when you make a full or partial withdrawal under your Annuity. We refer to this as a “contingent” charge because it is imposed only if you make a withdrawal. The charge is a percentage of each applicable Purchase Payment that is being withdrawn. The period during which a particular percentage applies is measured from the Issue Date of the Annuity.

Enhanced Beneficiary Protection Death Benefit: An optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing amounts in addition to the basic Death Benefit that can be used to offset federal and state taxes payable on any taxable gains in your Annuity at the time of your death. We no longer offer the Enhanced Beneficiary Protection Death Benefit.

Excess Income: All or a portion of a Lifetime Withdrawal that exceeds the Annual Income Amount for that benefit year is considered excess income (“Excess Income”). Each withdrawal of Excess Income proportionally reduces the Annual Income Amount for future benefit years.

Fixed Allocation: An investment option that offers a fixed rate of interest for a specified Guarantee Period during the accumulation period. Certain Fixed Allocations are subject to a market value adjustment if you withdraw Account Value prior to the Fixed Allocation’s maturity (MVA Fixed Allocation).

Free Look: Under state insurance laws, you have the right, during a limited period of time, to examine your Annuity and decide if you want to keep it or cancel it. This right is referred to as your “free look” right. The length of this time period depends on the law of your state, and may vary depending on whether your purchase is a replacement or not.

1

Good Order: An instruction received by us, utilizing such forms, signatures, and dating as we require, which is sufficiently complete and clear that we do not need to exercise any discretion to follow such instructions. In your Annuity contract, we use the term “In Writing” to refer to this general requirement.

Guarantee Period: A period of time during the accumulation period where we credit a fixed rate of interest on a Fixed Allocation.

Guaranteed Minimum Income Benefit (GMIB): An optional benefit that, for an additional cost, after a seven-year waiting period, guarantees your ability to begin receiving income from your Annuity in the form of annuity payments based on your total purchase payments and an annual increase of 5% on such purchase payments adjusted for withdrawals (called the “Protected Income Value”), regardless of the impact of market performance on your Account Value. We no longer offer GMIB.

Guaranteed Minimum Withdrawal Benefit (GMWB): An optional benefit that, for an additional cost, guarantees your ability to withdraw amounts over time equal to an initial principal value, regardless of the impact of market performance on your Account Value. We no longer offer GMWB.

Guaranteed Return Option Plus 2008SM (GRO Plus 2008)/Highest Daily Guaranteed Return Option (Highest Daily GRO)SM/Guaranteed Return OptionSM Plus II (GRO Plus II)SM/Highest DailySM Guaranteed Return OptionSM II (HD GRO II). Each of GRO Plus 2008, Highest Daily GRO, GRO Plus II, and HD GRO II is a separate optional benefit that, for an additional cost, guarantees a minimum Account Value at one or more future dates and that requires your participation in a program that may transfer your Account Value according to a predetermined mathematical formula. Each benefit has different features, so please consult the pertinent benefit description in the section of the prospectus entitled “Living Benefits”. Certain of these benefits are no longer available for election.

Highest Anniversary Value Death Benefit (“HAV”): An optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing a death benefit equal to the greater of the basic Death Benefit and the Highest Anniversary Value, less proportional withdrawals.

Highest Daily Lifetime FiveSM Income Benefit: An optional benefit that, for an additional cost, guarantees your ability to withdraw an annual amount equal to a percentage of a guaranteed benefit base called the Total Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. We no longer offer Highest Daily Lifetime Five.

Highest Daily Lifetime SevenSM Income Benefit: An optional benefit for an additional charge, that guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. Highest Daily Lifetime Seven is the same class of optional benefits as our Highest Daily Lifetime Five Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and how the lifetime withdrawals are calculated. We no longer offer Highest Daily Lifetime Seven.

Highest Daily Lifetime 7 PlusSM Income Benefit: An optional benefit that is available for an additional charge. The benefit guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. Highest Daily Lifetime 7 Plus is the same class of optional benefit as our Highest Daily Lifetime Seven Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and how the lifetime withdrawals are calculated. We no longer offer Highest Daily Lifetime 7 Plus.

Highest Daily Lifetime 6 Plus Income Benefit: An optional benefit that is available for an additional charge. The benefit guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. Highest Daily Lifetime 6 Plus is the same class of optional benefit as our Highest Daily Lifetime 7 Plus Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and how the lifetime withdrawals are calculated.

Highest Daily Value Death Benefit (“HDV”): An optional benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing a death benefit equal to the greater of the basic Death Benefit and the Highest Daily Value, less proportional withdrawals. We no longer offer HDV.

Interim Value: The value of the MVA Fixed Allocations on any date other than the Maturity Date. The Interim Value is equal to the initial value allocated to the MVA Fixed Allocations plus all interest credited to the MVA Fixed Allocations as of the date calculated, less any transfers or withdrawals from the MVA Fixed Allocations. The Interim Value does not include the effect of any MVA.

Issue Date: The effective date of your Annuity.

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Key Life: Under the Beneficiary Continuation Option, the person whose life expectancy is used to determine payments.

Lifetime FiveSM Income Benefit: An optional benefit that, for an additional cost, guarantees your ability to withdraw an annual amount equal to a percentage of an initial principal value called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. We no longer offer Lifetime Five.

MVA: A market value adjustment used in the determination of Account Value of an MVA Fixed Allocation on any day more than 30 days prior to the Maturity Date of such MVA Fixed Allocation.

Owner: With an Annuity issued as an individual annuity contract, the Owner is either an eligible entity or person named as having ownership rights in relation to the Annuity. With an Annuity issued as a certificate under a group annuity contract, the “Owner” refers to the person or entity who has the rights and benefits designated as to the “Participant” in the certificate.

Service Office: The place to which all requests and payments regarding an Annuity are to be sent. We may change the address of the Service Office at any time. Please see the section of this prospectus entitled “How to Contact Us” for the Service Office address.

Spousal Highest Daily Lifetime SevenSM Income Benefit: An optional benefit that, for an additional charge, guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. The benefit is the spousal version of the Highest Daily Lifetime Seven Income Benefit and is the same class of optional benefit as our Highest Daily Lifetime Five Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and to how the lifetime withdrawals are calculated. We no longer offer Spousal Highest Daily Lifetime Seven.

Spousal Highest Daily Lifetime 7 PlusSM Income Benefit: An optional benefit that, for an additional charge, guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. The benefit is the spousal version of the Highest Daily Lifetime 7 Plus Income Benefit and is the same class of optional benefit as our Spousal Highest Daily Lifetime Seven Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and to how the lifetime withdrawals are calculated. We no longer offer Spousal Highest Daily Lifetime 7 Plus.

Spousal Highest Daily Lifetime 6 Plus Income Benefit: An optional benefit that, for an additional charge, guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. The benefit is the spousal version of the Highest Daily Lifetime 6 Plus Income Benefit and is the same class of optional benefit as our Spousal Highest Daily Lifetime 7 Plus Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and to how the lifetime withdrawals are calculated.

Spousal Lifetime FiveSM Income Benefit: An optional benefit that, for an additional cost, guarantees until the later death of two Designated Lives (as defined in this Prospectus) the ability to withdraw an annual amount equal to a percentage of an initial principal value called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. We no longer offer Spousal Lifetime Five.

Sub-account: We issue your Annuity through our separate account. See “What is the Separate Account?” under the General Information section. The separate account invests in underlying mutual fund portfolios. From an accounting perspective, we divide the separate account into a number of sections, each of which corresponds to a particular underlying mutual fund portfolio. We refer to each such section of our separate account as a “Sub-account”.

Surrender Value: The value of your Annuity available upon surrender prior to the Annuity Date. It equals the Account Value as of the date we price the surrender minus any applicable CDSC, Annual Maintenance Fee, any Tax Charge and the charge for any optional benefits and any additional amounts we applied to your purchase payments that we may be entitled to recover under certain circumstances. The surrender value may be calculated using a MVA with respect to amounts in any MVA Fixed Allocation.

Unit: A measure used to calculate your Account Value in a Sub-account during the accumulation period.

Valuation Day: Every day the New York Stock Exchange is open for trading or any other day the Securities and Exchange Commission requires mutual funds or unit investment trusts to be valued.

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SUMMARY OF CONTRACT FEES AND CHARGES

Below is a summary of the fees and charges for the Annuity. Some fees and charges are assessed against the Annuity while others are assessed against assets allocated to the Sub-accounts. The fees and charges that are assessed against an Annuity include any applicable Contingent Deferred Sales Charge, Transfer Fee, Tax Charge and Annual Maintenance Fee. The charges that are assessed against the Sub-accounts are the Mortality and Expense Risk charge, the charge for Administration of the Annuity, any applicable Distribution Charge and the charge for certain optional benefits you elect. Certain optional benefits deduct a charge from each Annuity based on a percentage of a “protected value.” Each underlying mutual fund portfolio assesses a fee for investment management, other expenses and, with some mutual funds, a 12b-1 fee. The prospectus for each underlying mutual fund provides more detailed information about the expenses for the underlying mutual funds.

The following tables provide a summary of the fees and charges you will pay if you surrender your Annuity or transfer Account Value among investment options. These fees and charges are described in more detail within this Prospectus.

TRANSACTION FEES AND CHARGES

CONTINGENT DEFERRED SALES CHARGES (CDSC) FOR THE ANNUITY 1

OPTIMUM XTRA

Yr. 1	Yr. 2	Yr. 3	Yr. 4	Yr. 5	Yr. 6	Yr. 7	Yr. 8	Yr. 9	Yr. 10	Yr. 11+
9.0%	9.0%	8.0%	7.0%	6.0%	5.0%	4.0%	3.0%	2.0%	1.0%	0.0%

1	The Contingent Deferred Sales Charges are assessed upon surrender or withdrawal. The charge is a percentage of each applicable Purchase Payment deducted upon surrender or withdrawal. The period during which a particular percentage applies is measured from the Issue Date of the Annuity. Purchase Payments are withdrawn on a “first-in, first-out” basis.

OTHER TRANSACTION FEES AND CHARGES (assessed against the Annuity)
FEE/CHARGE	OPTIMUM XTRA
Transfer Fee [1]	$15.00 maximum currently, $10.00
Tax Charge [2]	0% to 3.5%

1	Currently, we deduct the fee after the 20th transfer each Annuity Year. We guarantee that the number of charge free transfers per Annuity Year will never be less than 8.
2	In some states a tax is payable, either when purchase payments are received, upon surrender or when the Account Value is applied under an annuity option. The tax charge is assessed as a percentage of purchase payments, Surrender Value, or Account Value, as applicable. We reserve the right to deduct the charge either at the time the tax is imposed, upon a full surrender of the Annuity, or upon annuitization. See the subsection “Tax Charge” under “Fees and Charges” in this Prospectus.

The following table provides a summary of the periodic fees and charges you will pay while you own your Annuity, excluding the underlying mutual fund Portfolio annual expenses. These fees and charges are described in more detail within this Prospectus.

PERIODIC FEES AND CHARGES (assessed against the Annuity)
FEE/CHARGE	OPTIMUM XTRA
Annual Maintenance Fee [1]	Lesser of $35 or 2% of Account Value [2]

Beneficiary Continuation Option Only	Lesser of $30 or 2% of Account Value

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ANNUAL FEES CHARGES/OF THE SUB-ACCOUNTS [3] (assessed as a percentage of the daily net assets of the Sub-accounts)
FEE/CHARGE	OPTIMUM XTRA
Mortality & Expense Risk Charge [4]	1.60%
Administration Charge [4]	0.15%
Settlement Service Charge [5]	1 40% (qualified); 1.00% (non-qualified)
Total Annual Charges of The Sub-accounts (excluding settlement service charge)	1.75%

1	Assessed annually on the Annuity’s anniversary date or upon surrender. For beneficiaries who elect the non-qualified Beneficiary Continuation Option, the fee is only applicable if Account Value is less than $25,000 at the time the fee is assessed.
2	Only applicable if Account Value is less than $100,000. Fee may differ in certain States.
3	These charges are deducted daily and apply to the Sub-accounts only.
4	The combination of the Mortality and Expense Risk Charge and Administration Charge is referred to as the “Insurance Charge” elsewhere in this Prospectus.
5	The Mortality & Expense Risk Charge and the Administration Charge do not apply if you are a beneficiary under the Beneficiary Continuation Option. The Settlement Service Charge applies only if your beneficiary elects the Beneficiary Continuation Option.

5

The following table sets forth the charge for each optional benefit under the Annuity. The fees for these optional benefits would be in addition to the periodic fees and transaction fees set forth in the tables above. The first column shows the charge for each optional benefit on a maximum and current basis. Then, we show the total expenses you would pay for an Annuity if you purchased the relevant optional benefit. More specifically, we show the total charge for the optional benefit plus the Total Annualized Insurance Fees/Charges applicable to the Annuity. Where the charges cannot actually be totaled (because they are assessed against different base values), we show both individual charges. In general, we reserve the right to increase the charge to the maximum charge indicated, upon any step-up or reset under the benefit, or new election of the benefit. However, we have no present intention of doing so. The total charge column depicts the sum of the applicable Insurance Charge and the charge for the particular optional benefit.

YOUR OPTIONAL BENEFIT FEES AND CHARGES [1]
OPTIONAL BENEFIT	OPTIONAL BENEFIT FEE/ CHARGE	TOTAL ANNUAL CHARGE [2] for OPTIMUM XTRA
GRO PLUS II
Current and Maximum Charge [4] (assessed against Sub-account net assets)	0.60%	2.35%
HIGHEST DAILY GRO II
Current and Maximum Charge [4] (assessed against Sub-account net assets)	0.60%	2.35%
HIGHEST DAILY LIFETIME 6 PLUS (HD 6 PLUS)

Maximum Charge [3] (assessed against greater of Account Value and PWV)	1.50%	1.75% + 1.50%
Current Charge (assessed against greater of Account Value and PWV)	0.85%	1.75% + 0.85%
HIGHEST DAILY LIFETIME 6 PLUS WITH LIFETIME INCOME ACCELERATOR (LIA)

Maximum Charge [3] (assessed against greater of Account Value and PWV)	2.00%	1.75% + 2.00%
Current Charge (assessed against greater of Account Value and PWV)	1.20%	1.75% + 1.20%
SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS

Maximum Charge [3] (assessed against greater of Account Value and PWV)	1.50%	1.75% + 1.50%
Current Charge (assessed against greater of Account Value and PWV)	0.95%	1.75% + 0.95%
GUARANTEED RETURN OPTION PLUS 2008 (GRO Plus 2008)

Maximum Charge [3] (assessed against Sub-account net assets)	0.75%	2.50%
Current Charge (assessed against Sub-account net assets) (if elected on or after May 1, 2009)	0.60%	2.35%
HIGHEST DAILY GUARANTEED RETURN OPTION (HD GRO)
Current and Maximum Charge [4] (if elected on or after May 1, 2009) (assessed against Sub-account net assets)	0.75%	2.50%

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YOUR OPTIONAL BENEFIT FEES AND CHARGES [1]
OPTIONAL BENEFIT	OPTIONAL BENEFIT FEE/ CHARGE	TOTAL ANNUAL CHARGE [2] for OPTIMUM XTRA
GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB)

Maximum Charge [3] (assessed against Sub-account net assets)	1.00%	2.75%
Current Charge (assessed against Sub-account net assets)	0.35%	2.10%
GUARANTEED MINIMUM INCOME BENEFIT (GMIB)

Maximum Charge [3] (assessed against PIV)	1.00%	1.75% + 1.00%
Current Charge (assessed against PIV)	0.50%	1.75% + 0.50%
LIFETIME FIVE INCOME BENEFIT

Maximum Charge [3] (assessed against Sub-account net assets)	1.50%	3.25%
Current Charge (assessed against Sub-account net assets)	0.60%	2.35%
SPOUSAL LIFETIME FIVE INCOME BENEFIT

Maximum Charge [3] (assessed against Sub-account net assets)	1.50%	3.25%
Current Charge (assessed against Sub-account net assets)	0.75%	2.50%
HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT

Maximum Charge [3]	1.50%	3.25%
Current Charge	0.60%	2.35%
HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT

Maximum Charge [3] (assessed against the PWV)	1.50%	1.75% + 1.50%
Current Charge (assessed against the PWV)	0.60%	1.75% + 0.60%
HIGHEST DAILY LIFETIME SEVEN WITH BENEFICIARY INCOME OPTION (BIO)

Maximum Charge [3] (assessed against the PWV)	2.00%	1.75% + 2.00%
Current Charge (assessed against the PWV)	0.95%	1.75% + 0.95%
HIGHEST DAILY LIFETIME SEVEN WITH LIFETIME INCOME ACCELERATOR (LIA)

Maximum Charge [3] (assessed against the PWV)	2.00%	1.75% + 2.00%
Current Charge (assessed against the PWV)	0.95%	1.75% + 0.95%

7

YOUR OPTIONAL BENEFIT FEES AND CHARGES [1]
OPTIONAL BENEFIT	OPTIONAL BENEFIT FEE/ CHARGE	TOTAL ANNUAL CHARGE [2] for OPTIMUM XTRA
SPOUSAL HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT

Maximum Charge [3] (assessed against the PWV)	1.50%	1.75% + 1.50%
Current Charge (assessed against the PWV)	0.75%	1.75% + 0.75%
SPOUSAL HIGHEST DAILY LIFETIME SEVEN WITH BENEFICIARY INCOME OPTION (BIO)

Maximum Charge [3] (assessed against the PWV)	2.00%	1.75% + 2.00%
Current Charge (assessed against the PWV)	0.95%	1.75% + 0.95%
HIGHEST DAILY LIFETIME 7 PLUS

Maximum Charge [3] (assessed against the greater of Account Value and PWV)	1.50%	1.75% + 1.50%
Current Charge (assessed against the greater of Account Value and PWV)	0.75%	1.75% + 0.75%
HIGHEST DAILY LIFETIME 7 PLUS WITH BENEFICIARY INCOME OPTION (BIO)

Maximum Charge [3] (assessed against the greater of Account Value and PWV)	2.00%	1.75% + 2.00%
Current Charge (assessed against the greater of Account Value and PWV)	1.10%	1.75% + 1.10%
SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS

Maximum Charge [3] (assessed against the greater of Account Value and PWV)	1.50%	1.75% + 1.50%
Current Charge (assessed against the greater of Account Value and PWV)	0.90%	1.75% + 0.90%
HIGHEST DAILY LIFETIME 7 PLUS WITH LIFETIME INCOME ACCELERATOR (LIA)

Maximum Charge [3] (assessed against the greater of Account Value and PWV)	2.00%	1.75% + 2.00%
Current Charge (assessed against the greater of Account Value and PWV)	1.10%	1.75% + 1.10%
SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS WITH BENEFICIARY INCOME OPTION (BIO)

Maximum Charge [3] (assessed against the greater of Account Value and PWV)	2.00%	1.75% + 2.00%
Current Charge (assessed against the greater of Account Value and PWV)	1.10%	1.75% + 1.10%
ENHANCED BENEFICIARY PROTECTION DEATH BENEFIT
Current and Maximum Charge [4] (assessed against Sub-account net assets)	0.25%	2.00%

8

YOUR OPTIONAL BENEFIT FEES AND CHARGES [1]
OPTIONAL BENEFIT	OPTIONAL BENEFIT FEE/ CHARGE	TOTAL ANNUAL CHARGE [2] for OPTIMUM XTRA
HIGHEST ANNIVERSARY VALUE DEATH BENEFIT (“HAV”)
Current and Maximum Charge [4] (assessed against Sub-account net assets)	0.40%	2.15%
COMBINATION 5% ROLL-UP AND HAV DEATH BENEFIT
Current and Maximum Charge [4] (assessed against Sub-account net assets)	0.80%	2.55%
HIGHEST DAILY VALUE DEATH BENEFIT (“HDV”)
Current and Maximum Charge [4] (assessed against Sub-account net assets)	0.50%	2.25%
Please refer to the section of this Prospectus that describes each optional benefit for a complete description of the benefit, including any restrictions or limitations that may apply.

1	GRO Plus II. Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. The 2.35% total annual charge applies.

Highest Daily GRO II. Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. The 2.35% total annual charge applies.

Highest Daily Lifetime 6 Plus. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. Under certain circumstances, we may not deduct the charge or may only deduct a portion of the charge (see the description of the benefit for details). 0.85% is in addition to 1.75% annual charge of amounts invested in the Sub-accounts.

Highest Daily Lifetime 6 Plus with LIA. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. Under certain circumstances, we may not deduct the charge or may only deduct a portion of the charge (see the description of the benefit for details). 1.20% is in addition to 1.75% annual charge of amounts invested in the Sub-accounts.

Spousal Highest Daily Lifetime 6 Plus. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. Under certain circumstances, we may not deduct the charge or may only deduct a portion of the charge (see the description of the benefit for details). 0.95% is in addition to 1.75% annual charge of amounts invested in the Sub-accounts.

GRO Plus 2008: Charge for the benefit is assessed against the average daily net assets of the Sub-accounts. For elections prior to May 1, 2009, the charge is 0.35% of Sub-account assets, for a 2.10% total annual charge. For elections on or after May 1, 2009, the charge is 0.60%, for a total annual charge of 2.35%. This benefit is no longer available.

Highest Daily GRO: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. If you elected the benefit prior to May 1, 2009, the fees are as follows: The current charge is .35% of Sub-account assets, and 2.10% total annual charge applies. For elections on or after May 1, 2009, the charge is 0.60%, for a total annual charge of 2.35%. This benefit is no longer available.

Guaranteed Minimum Withdrawal Benefit: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. 2.10% total annual charge applies. This benefit is no longer available for new elections.

Guaranteed Minimum Income Benefit: Charge for this benefit is assessed against the GMIB Protected Income Value (“PIV”). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the Fixed Allocations. 0.50% of PIV is in addition to 1.75% annual charge. This benefit is no longer available for new elections.

Lifetime Five Income Benefit: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. 2.35% total annual charge applies. This benefit is no longer available for new elections.

Spousal Lifetime Five Income Benefit: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. 2.50% total annual charge applies. This benefit is no longer available for new elections.

Highest Daily Lifetime Five Income Benefit: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. 2.35% total annual charge applies. This benefit is no longer available for new elections.

Highest Daily Lifetime Seven: 0.60% of PWV is in addition to 1.75% annual charge. PWV is described in the Living Benefits section of this Prospectus. This benefit is no longer available for new elections.

Highest Daily Lifetime Seven with BIO. Charge for this benefit is assessed against the Protected Withdrawal Value (“PWV”). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. 0.95% of PWV is in addition to 1.75% annual charge. This benefit is no longer available for new elections.

Highest Daily Lifetime Seven with LIA. Charge for this benefit is assessed against the Protected Withdrawal Value (“PWV”). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. 0.95% of PWV is in addition to 1.75% annual charge. This benefit is no longer available for new elections.

Spousal Highest Daily Lifetime Seven with BIO. Charge for this benefit is assessed against the Protected Withdrawal Value (“PWV”). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. 0.95% of PWV is in addition to 1.75% annual charge. This benefit is no longer available for new elections.

Spousal Highest Daily Lifetime Seven: Charge for this benefit is assessed against the Protected Withdrawal Value (“PWV”). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. 0.75% of PWV is in addition to 1.75% annual charge. This benefit is no longer available for new elections.

Highest Daily Lifetime 7 Plus. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. 0.75% is in addition to 1.75% annual charge. This benefit is no longer available for new elections.

Highest Daily Lifetime 7 Plus with BIO. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. 1.10% is in addition to 1.75% annual charge. This benefit is no longer available for new elections.

9

Highest Daily Lifetime 7 Plus with LIA. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. 1.10% is in addition to 1.75% annual charge. This benefit is no longer available for new elections.

Spousal Highest Daily Lifetime 7 Plus. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. 0.90% is in addition to 1.75% annual charge. This benefit is no longer available for new elections.

Spousal Highest Daily Lifetime 7 Plus with BIO. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. 1.10% is in addition to 1.75% annual charge. This benefit is no longer available for new elections.

Enhanced Beneficiary Protection Death Benefit: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. 2.00% total annual charge applies. This benefit is no longer available for new elections.

Highest Anniversary Value Death Benefit. If you elected the benefit prior to May 1, 2009, the fee is as follows: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. 0.25% charge results in 2.00% total annual charge. If you elected the benefit on or after May 1, 2009, the fee is as follows: Charge for this benefit is assessed against the average daily net assets of the sub-accounts. 0.40% charge results in 2.15% total annual charge.

Combination 5% Roll-Up and HAV Death Benefit: If you elected the benefit prior to May 1, 2009, the fee is as follows: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. 0.50% charge results in 2.25% total annual charge. If you elected the benefit on or after May 1, 2009, the fee is as follows: Charge for this benefit is assessed against the average daily net assets of the sub-accounts. 0.80% charge results in 2.55% total annual charge.

Highest Daily Value Death Benefit: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. 2.25% total annual charge applies. This benefit is no longer available for new elections.

2	The Total Annual Charge includes the Insurance Charge and Distribution Charge (if applicable) assessed against the average daily net assets allocated to the Sub-accounts. If you elect more than one optional benefit, the Total Annual Charge would be increased to include the charge for each optional benefit. With respect to GMIB, the 0.50% charge is assessed against the GMIB Protected Income Value. With respect to Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus and Spousal Highest Daily Lifetime 6 Plus the charge is assessed against the Protected Withdrawal Value (greater of PWV and Account Value, for the “Plus” benefits). With respect to each of Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus and Spousal Highest Daily Lifetime 6 Plus one-fourth of the annual charge is deducted quarterly. These optional benefits are not available under the Beneficiary Continuation Option.
3	We reserve the right to increase the charge up to the maximum charge indicated, upon any step-up or reset under the benefit, or new election of the benefit.
4	Our reference in the fee table to “current and maximum” charge does not connote that we have the authority to increase the charge for Annuities that already have been issued. Rather, the reference indicates that there is no maximum charge to which the current charge could be increased for existing Annuities. However, our State filings may have included a provision allowing us to impose an increased charge for newly-issued Annuities.

The following table provides the range (minimum and maximum) of the total annual expenses for the underlying mutual funds (“Portfolios”) as of December 31, 2013 before any contractual waivers and expense reimbursements. Each figure is stated as a percentage of the underlying Portfolio’s average daily net assets.

TOTAL ANNUAL PORTFOLIO OPERATING EXPENSES
	MINIMUM	MAXIMUM
Total Portfolio Operating Expense	0.59%	1.5%

The following are the total annual expenses for each underlying mutual fund (“Portfolio”) as of December 31, 2013, except as noted and except if the underlying portfolio’s inception date is subsequent to December 31, 2013. The “Total Annual Portfolio Operating Expenses” reflect the combination of the underlying Portfolio’s investment management fee, other expenses, any 12b-1 fees, and certain other expenses. Each figure is stated as a percentage of the underlying Portfolio’s average daily net assets. For certain of the Portfolios, a portion of the management fee has been contractually waived and/or other expenses have been contractually partially reimbursed, which is shown in the table. The following expenses are deducted by the underlying Portfolio before it provides Prudential Annuities with the daily net asset value. The underlying Portfolio information was provided by the underlying mutual funds and has not been independently verified by us. See the prospectuses or statements of additional information of the underlying Portfolios for further details. The current prospectus and statement of additional information for the underlying Portfolios can be obtained by calling 1-888-PRU-2888.

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UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES (as a percentage of the average net assets of the underlying Portfolios)
	For the year ended December 31, 2013
UNDERLYING PORTFOLIO	Management Fees	Other Expenses	Distribution and/or Service Fees (12b-1 fees)	Dividend Expense on Short Sales	Broker Fees and Expenses on Short Sales	Acquired Portfolio Fees & Expenses	Total Annual Portfolio Operating Expenses	Contractual Fee Waiver or Expense Reimbursement	Net Annual Portfolio Operating Expenses
Advanced Series Trust
AST Academic Strategies Asset Allocation Portfolio	0.70%	0.03%	0.04%	0.07%	0.02%	0.64%	1.50%	0.00%	1.50%
AST Balanced Asset Allocation Portfolio	0.15%	0.01%	0.00%	0.00%	0.00%	0.81%	0.97%	0.00%	0.97%
AST Bond Portfolio 2015 [1]	0.63%	0.27%	0.10%	0.00%	0.00%	0.00%	1.00%	-0.01%	0.99%
AST Bond Portfolio 2016 [2]	0.63%	0.49%	0.10%	0.00%	0.00%	0.00%	1.22%	-0.23%	0.99%
AST Bond Portfolio 2017	0.63%	0.07%	0.10%	0.00%	0.00%	0.00%	0.80%	0.00%	0.80%
AST Bond Portfolio 2018	0.63%	0.05%	0.10%	0.00%	0.00%	0.00%	0.78%	0.00%	0.78%
AST Bond Portfolio 2019	0.63%	0.11%	0.10%	0.00%	0.00%	0.00%	0.84%	0.00%	0.84%
AST Bond Portfolio 2020	0.63%	0.12%	0.10%	0.00%	0.00%	0.00%	0.85%	0.00%	0.85%
AST Bond Portfolio 2021	0.63%	0.09%	0.10%	0.00%	0.00%	0.00%	0.82%	0.00%	0.82%
AST Bond Portfolio 2022	0.63%	0.08%	0.10%	0.00%	0.00%	0.00%	0.81%	0.00%	0.81%
AST Bond Portfolio 2023 [3]	0.63%	0.05%	0.10%	0.00%	0.00%	0.00%	0.78%	-0.01%	0.77%
AST Bond Portfolio 2024	0.63%	0.09%	0.10%	0.00%	0.00%	0.00%	0.82%	0.00%	0.82%
AST Bond Portfolio 2025	0.63%	0.05%	0.10%	0.00%	0.00%	0.00%	0.78%	0.00%	0.78%
AST Capital Growth Asset Allocation Portfolio	0.15%	0.01%	0.00%	0.00%	0.00%	0.84%	1.00%	0.00%	1.00%
AST Cohen & Steers Realty Portfolio	0.98%	0.03%	0.10%	0.00%	0.00%	0.00%	1.11%	0.00%	1.11%
AST Federated Aggressive Growth Portfolio	0.93%	0.05%	0.10%	0.00%	0.00%	0.00%	1.08%	0.00%	1.08%
AST Goldman Sachs Large-Cap Value Portfolio [4]	0.72%	0.02%	0.10%	0.00%	0.00%	0.00%	0.84%	-0.01%	0.83%
AST Goldman Sachs Mid-Cap Growth Portfolio [5]	0.98%	0.03%	0.10%	0.00%	0.00%	0.00%	1.11%	-0.01%	1.10%
AST Herndon Large-Cap Value Portfolio [6]	0.83%	0.03%	0.10%	0.00%	0.00%	0.00%	0.96%	-0.04%	0.92%
AST International Growth Portfolio [7]	0.97%	0.05%	0.10%	0.00%	0.00%	0.00%	1.12%	-0.01%	1.11%
AST International Value Portfolio	0.97%	0.04%	0.10%	0.00%	0.00%	0.00%	1.11%	0.00%	1.11%
AST Investment Grade Bond [8]	0.63%	0.04%	0.10%	0.00%	0.00%	0.00%	0.77%	-0.03%	0.74%
AST J.P. Morgan International Equity Portfolio	0.86%	0.07%	0.10%	0.00%	0.00%	0.00%	1.03%	0.00%	1.03%
AST Large-Cap Value Portfolio	0.72%	0.02%	0.10%	0.00%	0.00%	0.00%	0.84%	0.00%	0.84%
AST Loomis Sayles Large-Cap Growth Portfolio [9]	0.87%	0.02%	0.10%	0.00%	0.00%	0.00%	0.99%	-0.06%	0.93%
AST Lord Abbett Core Fixed Income Portfolio [10]	0.77%	0.02%	0.10%	0.00%	0.00%	0.00%	0.89%	-0.13%	0.76%
AST MFS Growth Portfolio	0.87%	0.02%	0.10%	0.00%	0.00%	0.00%	0.99%	0.00%	0.99%
AST Mid-Cap Value Portfolio	0.93%	0.03%	0.10%	0.00%	0.00%	0.00%	1.06%	0.00%	1.06%
AST Money Market Portfolio	0.47%	0.02%	0.10%	0.00%	0.00%	0.00%	0.59%	0.00%	0.59%
AST Neuberger Berman Mid-Cap Growth Portfolio [11]	0.88%	0.03%	0.10%	0.00%	0.00%	0.00%	1.01%	-0.01%	1.00%
AST Neuberger Berman/LSV Mid-Cap Value Portfolio [12]	0.88%	0.03%	0.10%	0.00%	0.00%	0.00%	1.01%	0.00%	1.01%
AST New Discovery Asset Allocation Portfolio [13]	0.83%	0.10%	0.10%	0.00%	0.00%	0.00%	1.03%	-0.01%	1.02%
AST PIMCO Limited Maturity Bond Portfolio	0.62%	0.04%	0.10%	0.00%	0.00%	0.00%	0.76%	0.00%	0.76%
AST PIMCO Total Return Bond Portfolio	0.60%	0.02%	0.10%	0.00%	0.00%	0.00%	0.72%	0.00%	0.72%
AST Preservation Asset Allocation Portfolio	0.15%	0.01%	0.00%	0.00%	0.00%	0.76%	0.92%	0.00%	0.92%

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UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES (as a percentage of the average net assets of the underlying Portfolios)
	For the year ended December 31, 2013
UNDERLYING PORTFOLIO	Management Fees	Other Expenses	Distribution and/or Service Fees (12b-1 fees)	Dividend Expense on Short Sales	Broker Fees and Expenses on Short Sales	Acquired Portfolio Fees & Expenses	Total Annual Portfolio Operating Expenses	Contractual Fee Waiver or Expense Reimbursement	Net Annual Portfolio Operating Expenses
AST Small-Cap Growth Portfolio	0.88%	0.03%	0.10%	0.00%	0.00%	0.00%	1.01%	0.00%	1.01%
AST Small-Cap Value Portfolio	0.88%	0.03%	0.10%	0.00%	0.00%	0.04%	1.05%	0.00%	1.05%
AST T. Rowe Price Equity Income Portfolio	0.72%	0.02%	0.10%	0.00%	0.00%	0.00%	0.84%	0.00%	0.84%
AST T. Rowe Price Large-Cap Growth Portfolio	0.85%	0.02%	0.10%	0.00%	0.00%	0.00%	0.97%	0.00%	0.97%
AST Templeton Global Bond Portfolio	0.79%	0.09%	0.10%	0.00%	0.00%	0.00%	0.98%	0.00%	0.98%
AST Western Asset Core Plus Bond Portfolio [14]	0.67%	0.02%	0.10%	0.00%	0.00%	0.00%	0.79%	-0.15%	0.64%

Wells Fargo Variable Trust
Wells Fargo Advantage VT International Equity – class 1 [15]	0.75%	0.20%	0.00%	0.00%	0.00%	0.01%	0.96%	-0.26%	0.70%
Wells Fargo Advantage VT Omega Growth – class 1 [16]	0.55%	0.24%	0.00%	0.00%	0.00%	0.00%	0.79%	-0.04%	0.75%

1	AST Bond Portfolio 2015: The Investment Managers have contractually agreed to waive a portion of their investment management fees and/or reimburse certain expenses for each Portfolio so that each Portfolio’s investment management fees plus other expenses (exclusive in all cases of taxes, interest, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses) do not exceed 0.99% of each Portfolio’s average daily net assets through June 30, 2015. This waiver arrangement may not be terminated or modified prior to June 30, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue this expense limitation after June 30, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
2	AST Bond Portfolio 2016: The Investment Managers have contractually agreed to waive a portion of their investment management fees and/or reimburse certain expenses for each Portfolio so that each Portfolio’s investment management fees plus other expenses (exclusive in all cases of taxes, interest, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses) do not exceed 0.99% of each Portfolio’s average daily net assets through June 30, 2015. This waiver arrangement may not be terminated or modified prior to June 30, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue this expense limitation after June 30, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
3	AST Bond Portfolio 2023: The distributor of the Portfolio has contractually agreed to waive a portion of its distribution and service (12b-1) fee. The waiver provides for a reduction in the distribution and service fee based on the average daily net assets of each Portfolio. This contractual waiver does not have an expiration or termination date, and may not be modified or discontinued.
4	AST Goldman Sachs Large-Cap Value Portfolio: The Investment Managers have contractually agreed to waive 0.013% of their investment management fee through May 1, 2015. This waiver arrangement may not be terminated or modified prior to May 1, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue this expense limitation after May 1, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
5	AST Goldman Sachs Mid-Cap Growth Portfolio: The Investment Managers have contractually agreed to waive 0.013% of their investment management fee through May 1, 2015. This contractual investment management fee waiver may not be terminated or modified prior to the expiration date, but may be discontinued or modified thereafter. The decision on whether to renew, modify, or discontinue the expense limitation after the expiration date will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
6	AST Herndon Large-Cap Value Portfolio: The Investment Managers have contractually agreed to waive 0.04% of their investment management fees through June 30, 2015. This contractual investment management fee waiver may not be terminated or modified prior to June 30, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify, or discontinue this expense limitation after June 30, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
7	AST International Growth Portfolio: The Investment Managers have contractually agreed to waive 0.01% of their investment management fees through June 30, 2015. This contractual investment management fee waiver may not be terminated or modified prior to June 30, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify, or discontinue this expense limitation after June 30, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees. In addition, the Investment Managers have contractually agreed through May 1, 2015 to waive 0.003% of their investment management fee. This contractual investment management fee waiver may not be terminated or modified prior to May 1, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify, or discontinue this fee waiver after May 1, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
8	AST Investment Grade Bond Portfolio: The distributor of the Portfolio has contractually agreed to waive a portion of its distribution and service (12b-1) fee. The waiver provides for a reduction in the distribution and service fee based on the average daily net assets of each Portfolio. This contractual waiver does not have an expiration or termination date, and may not be modified or discontinued.
9	AST Loomis Sayles Large-Cap Growth Portfolio: The Investment Managers have contractually agreed to waive 0.06% of their investment management fees through June 30, 2015. This contractual investment management fee waiver may not be terminated or modified prior to June 30, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify, or discontinue this expense limitation after June 30, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.

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10	AST Lord Abbett Core Fixed Income Portfolio: The Investment Managers have contractually agreed through June 30, 2015 to waive a portion of their investment management fee, as follows: 0.10% on the first $500 million of average daily net assets; 0.125% of the Portfolio’s average daily net assets between $500 million and $1 billion; and 0.15% of the Portfolio’s average daily net assets in excess of $1 billion. The expense limitation may not be terminated or modified prior to its expiration date, and may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue the expense limitation after its expiration date will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
11	AST Neuberger Berman Mid-Cap Growth Portfolio: The Investment Managers have contractually agreed to waive 0.005% of their investment management fee through May 1, 2015. This waiver arrangement may not be terminated or modified prior to May 1, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue this expense limitation after May 1, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
12	AST Neuberger Berman/LSV Mid-Cap Value Portfolio: The Investment Managers have contractually agreed to waive 0.003% of their investment management fee through May 1, 2015. This waiver arrangement may not be terminated or modified prior to May 1, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue this expense limitation after May 1, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
13	AST New Discovery Asset Allocation Portfolio: The Investment Managers have contractually agreed to waive 0.009% their investment management fees through June 30, 2015. In addition, the Investment Managers have contractually agreed to waive a portion of their investment management fees and/or reimburse certain expenses for the Portfolio so that the Portfolio’s investment management fees plus other expenses (exclusive in all cases of taxes, interest, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses) do not exceed 1.08% of the Portfolio’s average daily net assets through June 30, 2015. The waiver and expense limitation may not be terminated or modified prior to June 30, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue the waiver and expense limitation after June 30, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
14	AST Western Asset Core Plus Bond Portfolio: The Investment Managers have contractually agreed to waive 0.15% of their investment management fees through June 30, 2015. This contractual investment management fee waiver may not be terminated or modified prior to June 30, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify, or discontinue this expense limitation after June 30, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
15	Wells Fargo Advantage VT International Equity – class 1: The Adviser has committed through April 30, 2015 to waive fees and/or reimburse expenses to the extent necessary to cap the Fund’s Total Annual Fund Operating Expenses After Fee Waiver at 0.69% for Class 1. Brokerage commissions, stamp duty fees, interest, taxes, acquired fund fees and expenses and extraordinary expenses are excluded from the cap. After this time, the cap may be increased or the commitment to maintain the cap may be terminated only with the approval of the Board of Trustees.
16	Wells Fargo Advantage VT Omega Growth – class 1: The Adviser has committed through April 30, 2015 to waive fees and/or reimburse expenses to the extent necessary to cap the Fund’s Total Annual Fund Operating Expenses After Fee Waiver at the amounts shown above. Brokerage commissions, stamp duty fees, interest, taxes, acquired fund fees and expenses and extraordinary expenses are excluded from the cap. After this time, the cap may be increased or the commitment to maintain the cap may be terminated only with the approval of the Board of Trustees.

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EXPENSE EXAMPLES

These examples are intended to help you compare the cost of investing in one Prudential Annuity with the cost of investing in other Prudential Annuities and/or other variable annuities.

Below are examples for each Annuity showing what you would pay in expenses at the end of the stated time periods had you invested $10,000 in the Annuity and your investment has a 5% return each year.

The examples reflect the fees and charges listed below for each Annuity as described in “Summary of Contract Fees and Charges”:

■	Insurance Charge
■	Distribution Charge (if applicable)
■	Contingent Deferred Sales Charge
■	Annual Maintenance Fee
■	The maximum combination of optional benefit charges

The examples also assume the following for the period shown:

■	You allocate all of your Account Value to the Sub-account with the maximum gross total annual operating expenses for 2013, and those expenses remain the same each year*
■	For each charge, we deduct the maximum charge rather than the current charge
■	You make no withdrawals of your Account Value
■	You make no transfers, or other transactions for which we charge a fee
■	No tax charge applies
■

You elect the Highest Daily Lifetime 6 Plus with Combination 5% Roll-up and HAV Death Benefit, which are the maximum combination of optional benefit charges. There is no other optional benefit combination that would result in higher maximum charges than those shown in the examples.

■	No Purchase Payment credit is granted under the Annuity.

Amounts shown in the examples are rounded to the nearest dollar.

*	Note: Not all portfolios offered as Sub-accounts may be available depending on optional benefit selection, the applicable jurisdiction and selling firm.

THE EXAMPLES ARE ILLUSTRATIVE ONLY – THEY SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES OF THE UNDERLYING MUTUAL FUNDS OR THEIR PORTFOLIOS – ACTUAL EXPENSES WILL BE LESS THAN THOSE SHOWN DEPENDING UPON WHICH OPTIONAL BENEFIT YOU ELECT OTHER THAN INDICATED IN THE EXAMPLES OR IF YOU ALLOCATE ACCOUNT VALUE TO ANY OTHER AVAILABLE SUB-ACCOUNTS.

Expense Examples are provided as follows:

If you surrender your annuity at the end of the applicable time period:

	1 yr	3 yrs	5 yrs	10 yrs
OPTIMUM XTRA[2]	$1,489	$2,585	$3,607	$6,286

If you annuitize your annuity at the end of the applicable time period: 1

	1 yr	3 yrs	5 yrs	10 yrs
OPTIMUM XTRA [2]	$589	$1,785	$3,007	$6,186

If you do not surrender your annuity at the end of the applicable time period:

	1 yr	3 yrs	5 yrs	10 yrs
OPTIMUM XTRA [2]	$589	$1,785	$3,007	$6,186

1.	If you own Optimum Xtra, you may not annuitize in the first Three (3) Annuity Years.
2.	Expense examples calculations for Optimum Xtra are not adjusted to reflect the Purchase Credit. If the Purchase Credit were reflected in the calculations, expenses would be higher.

For information relating to accumulation unit values pertaining to the sub-accounts, please see Appendix A – condensed Financial Information About Seperate Account B.

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SUMMARY

Optimum XTra

This Summary describes key features of the variable annuity described in this Prospectus. It is intended to help give you an overview, and to point you to sections of the prospectus that provide greater detail. This Summary is intended to supplement the prospectus, so you should not rely on the Summary alone for all the information you need to know before purchase. You should read the entire Prospectus for a complete description of the variable annuity. Your Financial Professional can also help you if you have questions.

What is a variable annuity? A variable annuity is a contract between you and an insurance company. It is designed to help you save money for retirement, and provide income during your retirement. With the help of your Financial Professional, you choose how to invest your money within your annuity (subject to certain restrictions; see “Investment Options”). Any allocation that is recommended to you by your Financial Professional may be different than automatic asset transfers that may be made under the Annuity, such as under a pre-determined mathematical formula used with an optional living benefit. The value of your annuity will rise or fall depending on whether the investment options you choose perform well or perform poorly. Investing in a variable annuity involves risk and you can lose your money. By the same token, investing in a variable annuity can provide you with the opportunity to grow your money through participation in mutual fund-type investments. Your Financial Professional will help you choose the investment options that are suitable for you based on your tolerance for risk and your needs.

Variable annuities also offer a variety of optional guarantees to receive an income for life through withdrawal or provide minimum death benefits for your beneficiaries, or minimum account value guarantees. These benefits provide a degree of insurance in the event your annuity performs poorly. These optional benefits are available for an extra cost, and are subject to limitations and conditions more fully described later in this Prospectus. The guarantees are based on the long-term financial strength of the insurance company.

What does it mean that my variable annuity is “tax-deferred”? Because variable annuities are issued by an insurance company, you pay no taxes on any earnings from your annuity until you withdraw the money. You may also transfer among your investment options without paying a tax at the time of the transfer. Until you withdraw the money, tax deferral allows you to keep money invested that would otherwise go to pay taxes. When you take your money out of the variable annuity, however, you will be taxed on the earnings at ordinary income tax rates rather than lower capital gains rates. If you withdraw earnings before you reach age 59 1/2, you also may be subject to a 10% federal tax penalty.

You could purchase one of our variable annuities as a tax-qualified retirement investment such as an IRA, SEP-IRA, Roth IRA, 401(a) plan, or 403(b) plan. Although there is no additional tax advantage to a variable annuity held through one of these plans, you may desire the variable annuities’ other features such as guaranteed lifetime income payments or death benefits for use within these plans.

What variable annuities are offered in this Prospectus? This Prospectus describes the variable annuity listed below. With the help of your Financial Professional, you choose the annuity based on your time horizon, liquidity needs, and desire for credits. The annuity described in this prospectus is:

■	Optimum XTra

How do I purchase the variable annuity? This Annuity is no longer available for new purchases. Our eligibility criteria for purchasing the Annuities are as follows:

Product	Maximum Age for Initial Purchase	Minimum Initial Purchase Payment
Optimum XTra	75	$10,000

The “Maximum Age for Initial Purchase” applies to the oldest owner as of the day we would issue the Annuity. If the Annuity is to be owned by an entity, the maximum age applies to the annuitant as of the day we would issue the Annuity. The availability and level of protection of certain optional benefits may also vary based on the age of the owner or annuitant on the issue date of the annuity, the date the benefit is elected, or the date of the owner’s death. Please see the section entitled “Living Benefits” and “Death Benefit” for additional information on these benefits.

We may allow you to purchase an Annuity with an amount lower than the “Minimum Initial Purchase Payment” if you establish an electronic funds transfer that would allow you to meet the minimum requirement within one year.

You may make additional payments of at least $100 into your Annuity at any time, subject to maximums allowed by us and as provided by law.

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After you purchase your Annuity you will have usually ten days to examine it and cancel it if you change your mind for any reason (referred to as the “free look period”). The period of time and the amount returned to you is dictated by State law, and is stated on the front cover of your contract. You must cancel your Annuity in writing.

See “What Are the Requirements for Purchasing the Annuity” for more detail.

Where should I invest my money? With the help of your Financial Professional, you choose where to invest your money within the Annuity. Certain optional benefits may limit your ability to invest in the investment options otherwise available to you under the Annuity. You may choose from a variety of investment options ranging from conservative to aggressive. These investment options participate in mutual fund investments that are kept in a separate account from our other general assets. Although you may recognize some of the names of the money managers, these investment options are designed for variable annuities and are not the same mutual funds available to the general public. You can decide on a mix of investment options that suit your goals. Or, you can choose one of our investment options that participates in several mutual funds according to a specified goal such as balanced asset allocation, or capital growth asset allocation. If you select certain optional benefits, we may limit the investment options that you may elect. Each of the underlying mutual funds is described by its own prospectus, which you should read before investing. There is no assurance that any investment option will meet its investment objective.

We also offer programs to help discipline your investing, such as dollar cost averaging or automatic rebalancing.

See “Investment Options,” and “Managing Your Account Value.”

How can I receive income from my Annuity? You can receive income by taking withdrawals or electing annuity payments. If you take withdrawals, you should plan them carefully, because withdrawals may be subject to tax, and may be subject to a contingent deferred sales charge (discussed below). See the “Tax Considerations” section of this Prospectus. You may withdraw up to 10% of your investment each year without being subject to a contingent deferred sales charge.

You may elect to receive income through annuity payments over your lifetime, also called “annuitization”. This option may appeal to those who worry about outliving their Account Value through withdrawals. If you elect to receive annuity payments, you convert your Account Value into a stream of future payments. This means in most cases you no longer have an Account Value and therefore cannot make withdrawals. We offer different types of annuity options to meet your needs, and you can choose the benefits and costs that make sense for you. For example, some of our annuity options allow for withdrawals, and some provide a death benefit, while others guarantee payments for life without a death benefit or the ability to make withdrawals.

See “Access to Account Value.”

Options for Guaranteed Lifetime Withdrawals. We offer several optional benefits for an additional fee that guarantee your ability to take withdrawals for life as a percentage of an initial guaranteed benefit base, even after your Account Value falls to zero (unless it does so due to a withdrawal of Excess Income). The Account Value has no guarantees, may fluctuate, and can lose value. These benefits may appeal to you if you wish to maintain flexibility and control over your Account Value invested (instead of converting it to an annuity stream) and want the assurance of predictable income. If you withdraw more than the allowable amount during any year, your future level of guaranteed withdrawals decreases.

As part of these benefits you are required to invest only in certain permitted investment options. Some of the benefits utilize a predetermined mathematical formula to help manage your guarantee through all market cycles. Please see the applicable optional benefits section for more information. In the Living Benefits section, we describe these guaranteed minimum withdrawal benefits, which allow you to withdraw a specified amount each year for life (or joint lives, for the spousal version of the benefit). Please be aware that if you withdraw more than that amount in a given year (i.e., Excess Income), that may permanently reduce the guaranteed amount you can withdraw in future years. Please note that if your Account Value is reduced to zero as a result of a withdrawal of Excess Income, both the optional benefit and the Annuity will terminate. Thus, you should think carefully before taking a withdrawal of Excess Income. If you purchased your contract in New York and wish to withdraw Excess Income but are uncertain how it will impact your future guaranteed amounts, you may contact us prior to requesting the withdrawal to obtain a personalized, transaction-specific calculation showing the effect of taking the withdrawal.

These benefits contain detailed provisions, so please see the following sections of the Prospectus for complete details:

■	Highest Daily Lifetime 6 Plus
■	Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator
■	Spousal Highest Daily Lifetime 6 Plus
■	Highest Daily Lifetime 7 Plus
■	Spousal Highest Daily Lifetime 7 Plus
■	Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator
■	Highest Daily Lifetime 7 Plus with Beneficiary Income Option
■	Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option

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■	Highest Daily Lifetime Seven
■	Spousal Highest Daily Lifetime Seven
■	Highest Daily Lifetime Seven with Lifetime Income Accelerator
■	Highest Daily Lifetime Seven with Beneficiary Income Option
■	Spousal Highest Daily Lifetime Seven with Beneficiary Income Option

The Guaranteed Lifetime Withdrawal benefit options are no longer offered for new elections.

Options for Guaranteed Accumulation. We offer optional benefits for an additional fee that guarantee your Account Value to a certain level after a period of years. As part of these benefits you are required to invest only in certain permitted investment options. Please see applicable optional benefits sections for more information.

These benefits contain detailed provisions, so please see the following sections of the Prospectus for complete details:

■	Guaranteed Return Option Plus II
■	Highest Daily Guaranteed Return Option II
■	Guaranteed Return Option Plus 2008*
■	Highest Daily Guaranteed Return Option*

*	No longer available for new elections.

What happens to my annuity upon death? You may name a beneficiary to receive the proceeds of your annuity upon your death. Your annuity must be distributed within the time periods required by the tax laws. The annuity offers a basic death benefit. The basic death benefit provides your beneficiaries with the greater of your purchase payments less all proportional withdrawals or your value in the annuity at the time of death (the amount of the basic death benefit may depend on the decedent’s age).

We also offer optional death benefits for an additional charge:

■	Highest Anniversary Value Death Benefit: Offers the greater of the basic death benefit and a highest anniversary value of the annuity.
■

Combination 5% Roll-up and Highest Anniversary Value Death Benefit: Offers the greatest of the basic death benefit, the highest anniversary value death benefit described above, and a value assuming 5% growth of your investment adjusted for withdrawals.

Each death benefit has certain age restrictions and could only have been elected at time of contract purchase. Please see the “Death Benefit” section of the Prospectus for more information.

How do I receive credits?

With Optimum XTra, we apply a credit to your Annuity each time you make a purchase payment during the first six (6) years. Because of the credits, the expenses of this Annuity may be higher than other annuities that do not offer credits. The amount of the credit depends on the amount of the purchase payment:

ANNUITY YEAR	CREDIT (Cumulative Purchase Payments $100,000 or Greater)	CREDIT (Cumulative Purchase Payments Less than $100,000)
1	8.00%	6.00%
2	6.00%	5.00%
3	4.00%	4.00%
4	3.00%	3.00%
5	2.00%	2.00%
6	1.00%	1.00%
7+	0.00%	0.00%

Please note that during the first 10 years, the total asset-based charges on the Optimum XTra annuity are higher than many of our other annuities. In addition, the Contingent Deferred Sales Charge (CDSC) on the Optimum XTra annuity is higher and is deducted for a longer period of time as compared to our other annuities. In general, we may take back credits applied within 12 months of death or a Medically-Related Surrender. Unless prohibited by applicable State law, we may also take back credits if you return your Annuity under the “free-look” provision.

Please see the section entitled “Managing Your Account Value” for more information.

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What are the Annuity’s Fees and Charges?

Contingent Deferred Sales Charge: If you withdraw all or part of your annuity before the end of a period of years, we may deduct a contingent deferred sales charge, or “CDSC”. The CDSC is calculated as a percentage of your purchase payment being withdrawn, and depends on how long your Annuity has been in effect.

	Yr. 1	Yr. 2	Yr. 3	Yr. 4	Yr. 5	Yr. 6	Yr. 7	Yr. 8	Yr. 9	Yr. 10	Yr. 11+
Optimum XTra	9.0%	9.0%	8.0%	7.0%	6.0%	5.0%	4.0%	3.0%	2.0%	1.0%	0.0%

Each year you may withdraw up to 10% of your purchase payments without the imposition of a CDSC. This free withdrawal feature does not apply when fully surrendering your Annuity. We may also waive the CDSC under certain circumstances, such as for medically-related circumstances or taking required minimum distributions under a qualified contracts.

Transfer Fee: You may make 20 transfers between investment options each year free of charge. After the 20th transfer, we will charge $10.00 for each transfer. We do not consider transfers made as part of any Dollar Cost Averaging, Automatic Rebalancing or asset allocation program when we count the 20 free transfers. All transfers made on the same day will be treated as one (1) transfer. Any transfers made as a result of the predetermined mathematical formula will not count towards the total transfers allowed.

Annual Maintenance Fee: Until you start annuity payments, we deduct an Annual Maintenance Fee. The Annual Maintenance Fee is $35.00 or 2% of your Account Value invested in the Sub-accounts, whichever is less. The Annual Maintenance Fee is only deducted if your Account Value is less than $100,000.

Tax Charge: We may deduct a charge to reimburse us for taxes we may pay on premiums received in certain jurisdictions. The tax charge currently ranges up to 3 1/2% of your purchase payments and is designed to approximate the taxes that we are required to pay.

Insurance Charge: We deduct an Insurance Charge. It is an annual charge assessed on a daily basis. It is the combination of the Mortality & Expense Risk Charge and the Administration Charge. The charge is assessed against the daily assets allocated to the Sub-accounts and depends on which annuity you purchase:

FEE/CHARGE	Optimum XTra
Mortality & Expense Risk Charge	1.60%
Administration Charge	0.15%
Total Insurance Charge	1.75%

Charges for Optional Benefits: If you elect to purchase certain optional benefits, we will deduct an additional charge. For some optional benefits, the charge is deducted from your Account Value allocated to the Sub-accounts. This charge is included in the daily calculation of the Unit Price for each Sub-account. For certain optional benefits, such as Highest Daily Lifetime Seven, the charge is assessed against the Protected Withdrawal Value and taken out of the Sub-accounts periodically. Please refer to the section entitled “Summary of Contract Fees and Charges” for the list of charges for each optional benefit.

Settlement Service Charge: If your beneficiary takes the death benefit under a Beneficiary Continuation Option, we deduct a Settlement Service Charge, although the Insurance Charge no longer applies. The charge is assessed daily against the average assets allocated to the Sub-accounts and is equal to an annual charge of 1.00% for non-qualified Annuities and 1.40% for qualified Annuities.

Fees and expenses incurred by the Portfolios: Each Portfolio incurs total annual operating expenses comprised of an investment management fee, other expenses and any distribution and service (12b-1) fees that may apply. More detailed information about fees and expenses can be found in the prospectuses for the Portfolios. Please see the “Fees and Charges” section of the Prospectus for more information.

Costs to Sell and Administer Our Variable Annuity:

Your Financial Professional may receive a commission for selling one of our variable annuities to you. We may pay fees to your Financial Professional’s broker dealer firm to cover costs of marketing or administration. These commissions and fees may incent your Financial Professional to sell our variable annuity instead of one offered by another company. We also receive fees from the mutual fund companies that offer the investment options for administrative costs and marketing. These fees may influence our decision to offer one family of funds over another. If you have any questions you may speak with your Financial Professional or us. See “General Information”.

Other Information

Please see the section entitled “General Information” for more information about our annuities, including legal information about our company, separate account, and underlying funds.

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INVESTMENT OPTIONS

WHAT ARE THE INVESTMENT OBJECTIVES AND POLICIES OF THE PORTFOLIOS?

Each variable investment option is a Sub-account of Prudential Annuities Life Assurance Corporation Variable Account B (see “What are Separate Accounts” for more detailed information). Each Sub-account invests exclusively in one Portfolio. You should carefully read the prospectus for any Portfolio in which you are interested. The Investment Objectives/Policies chart below classifies each of the Portfolios based on our assessment of their investment style (as of the date of this Prospectus). The chart also provides a description of each Portfolio’s investment objective (in italics) and a short, summary description of their key policies to assist you in determining which Portfolios may be of interest to you. There is no guarantee that any underlying Portfolio will meet its investment objective. Not all portfolios offered as Sub-accounts may be available depending on optional benefit selection, the applicable jurisdiction and selling firm. The Portfolios that you select are your choice – we do not provide investment advice, and we do not recommend or endorse any particular Portfolio. You bear the investment risk for amounts allocated to the Portfolios. Please see the “General Information” section of this Prospectus, under the heading concerning service fees for a discussion of fees that we may receive from underlying mutual funds and/or their families.

When you purchase the Annuity, you will be required to participate in LPL’s asset allocation program which does not utilize all of the investment options available under the Annuity. Unless you have elected an optional benefit that requires you to stay in the asset allocation program, you will be permitted to transfer Account Value out of the asset allocation program subsequent to the Issue Date. Currently, the following optional benefits require that you maintain your Account Value in one or more of the asset allocation programs: Lifetime Five, Spousal Lifetime Five, Highest Daily Lifetime Five, Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, GRO Plus 2008, GRO Plus II, Highest Daily GRO, Highest Daily GRO II, the Highest Daily Lifetime 7 Plus benefits, the Highest Daily Lifetime 6 Plus benefits, and the Highest Daily Value death benefit. The asset allocation program is offered by LPL. We have not designed the models or the program, and we are not responsible for them. Our role is limited to administering the model you select. For additional information, see Appendix C – “Additional Information on Asset Allocation Programs.” If your Annuity is no longer held through LPL, we will not require you to continue to participate in LPL’s asset allocation program. In that event, you will be permitted to allocate your Account Value to any permitted Portfolio (unless you are obligated to invest in specified Portfolios to participate in an optional benefit).

The optional benefits listed above employ predetermined formulas, under which money is transferred between your chosen variable Sub-accounts and a bond portfolio (the “AST Investment Grade Bond Sub-account”).

Whether or not you elected an optional benefit subject to the predetermined mathematical formula, you should be aware that the operation of the formula may result in large-scale asset flows into and out of the Sub-accounts. These asset flows could adversely impact the portfolios, including their risk profile, expenses and performance. These asset flows impact not only the Permitted Sub-accounts used with the benefits but also the other Sub-accounts, because the portfolios may be used as investments in certain Permitted Sub-accounts that are structured as funds-of-funds. Because transfers between the Sub-accounts and the AST Investment Grade Bond Sub-account can be frequent and the amount transferred can vary from day to day, any of the portfolios could experience the following effects, among others:

(a)	a portfolio’s investment performance could be adversely affected by requiring a subadvisor to purchase and sell securities at inopportune times or by otherwise limiting the subadvisor’s ability to fully implement the portfolio’s investment strategy;
(b)	the subadvisor may be required to hold a larger portion of assets in highly liquid securities than it otherwise would hold, which could adversely affect performance if the highly liquid securities underperform other securities (e.g., equities) that otherwise would have been held;
(c)	a portfolio may experience higher turnover than it would have experienced without the formula, which could result in higher operating expense ratios and higher transaction costs for the portfolio compared to other similar funds.

The asset flows caused by the formula may affect Owners in differing ways. In particular, because the formula is calculated on an individual basis for each contract, on any particular day, some Owners’ Account Value may be transferred to the AST Investment Grade Bond Sub-account and others Owners’ Account Value may not be transferred. To the extent that there is a large transfer of Account Value on a given trading day to the AST Investment Grade Bond Sub-account, and your Account Value is not so transferred, it is possible that the investment performance of the Sub-accounts in which your Account Value remains invested will be negatively affected.

The efficient operation of the asset flows caused by the formula depends on active and liquid markets. If market liquidity is strained, the asset flows may not operate as intended. For example, it is possible that illiquid markets or other market stress could cause delays in the transfer of cash from one portfolio to another portfolio, which in turn could adversely impact performance.

Please consult the prospectus for the applicable portfolio for additional information about these effects.

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The name of the advisor/sub-advisor for each Portfolio appears next to the description. Those Portfolios whose name includes the prefix “AST” are Portfolios of Advanced Series Trust. The investment managers for AST are AST Investment Services, Inc., a Prudential Financial Company, and Prudential Investments LLC, both of which are affiliated companies of Prudential Annuities. However, a sub-advisor, as noted below, is engaged to conduct day-to-day management.

The Portfolios are not publicly traded mutual funds. They are only available as investment options in variable annuity contracts and variable life insurance policies issued by insurance companies, or in some cases, to participants in certain qualified retirement plans. However, some of the Portfolios available as Sub-accounts under the Annuities are managed by the same portfolio advisor or sub-advisor as a retail mutual fund of the same or similar name that the Portfolio may have been modeled after at its inception. Certain retail mutual funds may also have been modeled after a Portfolio. While the investment objective and policies of the retail mutual funds and the Portfolios may be substantially similar, the actual investments will differ to varying degrees. Differences in the performance of the funds can be expected, and in some cases could be substantial. You should not compare the performance of a publicly traded mutual fund with the performance of any similarly named Portfolio offered as a Sub-account. Details about the investment objectives, policies, risks, costs and management of the Portfolios are found in the prospectuses for the underlying mutual funds.

The following table contains limited information about the Portfolios. Before selecting an Investment Option, you should carefully review the summary prospectuses and/or prospectuses for the Portfolios, which contain details about the investment objectives, policies, risks, costs and management of the Portfolios. You can obtain the summary prospectuses and prospectuses for the portfolios by calling 1-888-PRU-2888.

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ADVANCED SERIES TRUST (“AST”) PORTFOLIO NAME	STYLE/ TYPE	INVESTMENT OBJECTIVES/POLICIES	PORTFOLIO ADVISOR/ SUBADVISOR(S)
AST Academic Strategies Asset Allocation Portfolio	ASSET ALLOCATION	Seeks long-term capital appreciation.

■     AlphaSimplex Group, LLC

■     AQR Capital Management, LLC and CNH Partners, LLC

■     CoreCommodity Management, LLC

■     First Quadrant, L.P.

■     Jennison Associates LLC

■     J.P. Morgan Investment Management, Inc.

■     Pacific Investment Management Company LLC (PIMCO)

■     Prudential Investments LLC

■     Quantitative Management Associates LLC

■     Western Asset Management Company/Western Asset Management Company Limited

AST Bond Portfolio 2015	FIXED INCOME	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs.	■ Prudential Investment Management, Inc.
AST Bond Portfolio 2016	FIXED INCOME	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs.	■ Prudential Investment Management, Inc.
AST Bond Portfolio 2017	FIXED INCOME	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs.	■ Prudential Investment Management, Inc.
AST Bond Portfolio 2018	FIXED INCOME	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs.	■ Prudential Investment Management, Inc.
AST Bond Portfolio 2019	FIXED INCOME	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs.	■ Prudential Investment Management, Inc.
AST Bond Portfolio 2020	FIXED INCOME	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs.	■ Prudential Investment Management, Inc.
AST Bond Portfolio 2021	FIXED INCOME	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs.	■ Prudential Investment Management, Inc.
AST Bond Portfolio 2022	FIXED INCOME	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs.	■ Prudential Investment Management, Inc.
AST Bond Portfolio 2023	FIXED INCOME	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs.	■ Prudential Investment Management, Inc.

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ADVANCED SERIES TRUST (“AST”) PORTFOLIO NAME	STYLE/ TYPE	INVESTMENT OBJECTIVES/POLICIES	PORTFOLIO ADVISOR/ SUBADVISOR(S)
AST Bond Portfolio 2024	FIXED INCOME	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs.	■ Prudential Investment Management, Inc.
AST Bond Portfolio 2025	FIXED INCOME	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs.	■ Prudential Investment Management, Inc.
AST Capital Growth Asset Allocation Portfolio	ASSET ALLOCATION	Seeks to obtain a total return consistent with its specified level of risk tolerance.	■ Prudential Investments LLC ■ Quantitative Management Associates LLC
AST Cohen & Steers Realty Portfolio	SPECIALTY	Seeks to maximize total return through investment in real estate securities.	■ Cohen & Steers Capital Management, Inc.
AST Federated Aggressive Growth Portfolio	SMALL-CAP GROWTH	Seeks capital growth.	■ Federated Equity Management Company of Pennsylvania/ Federated Global Investment Management Corp.
AST Goldman Sachs Large-Cap Value Portfolio	LARGE-CAP VALUE	Seeks long-term growth of capital.	■ Goldman Sachs Asset Management, L.P.
AST Goldman Sachs Mid-Cap Growth Portfolio	MID-CAP GROWTH	Seeks long-term growth of capital.	■ Goldman Sachs Asset Management, L.P.
AST Herndon Large-Cap Value Portfolio (formerly AST BlackRock Value Portfolio):	LARGE-CAP VALUE	Seeks maximum growth of capital by investing primarily in the value stocks of larger companies.	■ Herndon Capital Management, LLC
AST International Growth Portfolio	INTERNATIONAL EQUITY	Seeks long-term capital growth.	■ Jennison Associates LLC ■ Neuberger Berman Management LLC ■ William Blair & Company, LLC
AST International Value Portfolio	INTERNATIONAL EQUITY	Seeks capital growth.	■ LSV Asset Management ■ Thornburg Investment Management, Inc.
AST Investment Grade Bond Portfolio	FIXED INCOME	Seeks to maximize total return, consistent with the preservation of capital and liquidity needs.	■ Prudential Investment Management, Inc.
AST J.P. Morgan International Equity Portfolio	INTERNATIONAL EQUITY	Seeks capital growth.	■ J.P. Morgan Investment Management, Inc.
AST Large-Cap Value Portfolio	LARGE-CAP VALUE	Seeks current income and long-term growth of income, as well as capital appreciation.	■ Hotchkis and Wiley Capital Management, LLC
AST Loomis Sayles Large-Cap Growth Portfolio	LARGE-CAP GROWTH	Seeks capital growth. Income realization is not an investment objective and any income realized on the Portfolio’s investments, therefore, will be incidental to the Portfolio’s objective.	■ Loomis, Sayles & Company, L.P.
AST Lord Abbett Core Fixed Income Portfolio	FIXED INCOME	Seeks income and capital appreciation to produce a high total return.	■ Lord, Abbett & Co. LLC

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ADVANCED SERIES TRUST (“AST”) PORTFOLIO NAME	STYLE/ TYPE	INVESTMENT OBJECTIVES/POLICIES	PORTFOLIO ADVISOR/ SUBADVISOR(S)
AST MFS Growth Portfolio	LARGE-CAP GROWTH	Seeks long-term capital growth and future, rather than current income.	■ Massachusetts Financial Services Company
AST Mid-Cap Value Portfolio	MID-CAP VALUE	Seeks to provide capital growth by investing primarily in mid-capitalization stocks that appear to be undervalued.	■ EARNEST Partners, LLC ■ WEDGE Capital Management L.L.P.
AST Money Market Portfolio	FIXED INCOME	Seeks high current income and maintain high levels of liquidity.	■ Prudential Investment Management, Inc.
AST Neuberger Berman Mid-Cap Growth Portfolio	MID-CAP GROWTH	Seeks capital growth.	■ Neuberger Berman Management LLC
AST Neuberger Berman/LSV Mid-Cap Value Portfolio	MID-CAP VALUE	Seeks capital growth.	■ LSV Asset Management ■ Neuberger Berman Management LLC
AST New Discovery Asset Allocation Portfolio	ASSET ALLOCATION	Seeks total return.

■     Bradford & Marzec LLC

■     Brown Advisory, LLC

■     C.S. McKee, LP

■     EARNEST Partners, LLC

■     Epoch Investment Partners, Inc.

■     Parametric Portfolio Associates LLC Security Investors, LLC

■     Thompson, Siegel & Walmsley LLC

AST PIMCO Limited Maturity Bond Portfolio	FIXED INCOME	Seeks to maximize total return consistent with preservation of capital and prudent investment management.	■ Pacific Investment Management Company LLC (PIMCO)
AST PIMCO Total Return Bond Portfolio	FIXED INCOME	Seeks to maximize total return consistent with preservation of capital and prudent investment management.	■ Pacific Investment Management Company LLC (PIMCO)
AST Preservation Asset Allocation Portfolio	ASSET ALLOCATION	Seeks to obtain a total return consistent with its specified level of risk tolerance.	■ Prudential Investments LLC ■ Quantitative Management Associates LLC
AST Small-Cap Growth Portfolio	SMALL-CAP GROWTH	Seeks long-term capital growth.	■ Eagle Asset Management, Inc. ■ Emerald Mutual Fund Advisers Trust
AST Small-Cap Value Portfolio	SMALL-CAP VALUE	Seeks to provide long-term capital growth by investing primarily in small-capitalization stocks that appear to be undervalued.	■ ClearBridge Investments, LLC ■ J.P. Morgan Investment Management, Inc. ■ Lee Munder Capital Group, LLC
AST T. Rowe Price Equity Income Portfolio	LARGE-CAP VALUE	Seeks substantial dividend income as well as long-term growth of capital through investments in the common stocks of established companies.	■ T. Rowe Price Associates, Inc.
AST T. Rowe Price Large-Cap Growth Portfolio	LARGE-CAP GROWTH

Seeks long-term growth of capital by investing predominantly in the equity securities of a limited number of large, carefully selected, high-quality U.S. companies that are judged likely to achieve superior earnings growth.

■ T. Rowe Price Associates, Inc.

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ADVANCED SERIES TRUST (“AST”) PORTFOLIO NAME	STYLE/ TYPE	INVESTMENT OBJECTIVES/POLICIES	PORTFOLIO ADVISOR/ SUBADVISOR(S)
AST Templeton Global Bond Portfolio (formerly the AST T. Rowe Price Global Bond Portfolio)	FIXED INCOME	Seeks to provide current income with capital appreciation and growth of income.	■ Franklin Advisers, Inc.
AST Western Asset Core Plus Bond Portfolio	FIXED INCOME	Seeks to maximize total return, consistent with prudent investment management and liquidity needs, by investing to obtain the average duration specified for the Portfolio.	■ Western Asset Management Company/ Western Asset Management Company Limited
WELLS FARGO VARIABLE TRUST PORTFOLIO NAME	STYLE/ TYPE	INVESTMENT OBJECTIVES/POLICIES	PORTFOLIO ADVISOR/ SUBADVISOR(S)
Wells Fargo Advantage VT International Equity Fund – Class 1	INTERNATIONAL EQUITY	Seeks long-term capital appreciation.	■ Wells Fargo Funds Management, LLC, advisor; Wells Capital Management Inc., subadvisor
Wells Fargo Advantage VT Omega Growth Fund – Class 1	LARGE-CAP GROWTH	Seeks long-term capital appreciation.	■ Wells Fargo Funds Management, LLC, advisor; Wells Capital Management Inc., subadvisor
Security Capital Research & Management Incorporated is a wholly owned subsidiary of J.P. Morgan Investment Management Inc.

WHAT ARE THE FIXED ALLOCATIONS?

The Fixed Allocations consist of the MVA Fixed Allocations, the DCA Fixed Allocations used with our dollar-cost averaging program, and (with respect to Highest Daily Lifetime Five only), the Benefit Fixed Rate Account. We describe the Benefit Fixed Rate Account in the section of the Prospectus concerning Highest Daily Lifetime Five. We describe the DCA Fixed Allocations in the section entitled “Do You Offer Dollar Cost Averaging?”

MVA Fixed Allocations. We offer MVA Fixed Allocations of different durations during the accumulation period. These “MVA Fixed Allocations” earn a guaranteed fixed rate of interest for a specified period of time, called the “Guarantee Period.” In most states, we offer MVA Fixed Allocations with Guarantee Periods from 1 to 10 years. We may also offer special purpose MVA Fixed Allocations for use with certain optional investment programs. We guarantee the fixed rate for the entire Guarantee Period. However for MVA Fixed Allocations, if you withdraw or transfer Account Value before the end of the Guarantee Period, we will adjust the value of your withdrawal or transfer based on a formula, called a “Market Value Adjustment.” The Market Value Adjustment can either be positive or negative, depending on the movement of applicable interest rates. Please refer to the section entitled “How does the Market Value Adjustment Work?” for a description of the formula along with examples of how it is calculated. You may allocate Account Value to more than one MVA Fixed Allocation at a time.

Fixed Allocations are not available in Maryland, Nevada, North Dakota, Vermont, and Washington. Availability of MVA Fixed Allocations is subject to change and may differ by state and by the annuity product you purchase. Please call Prudential Annuities at 1-888-PRU-2888 to determine availability of MVA Fixed Allocations in your state and for your annuity product. You may not allocate Account Value to MVA Fixed Allocations if you have elected the following Optional Benefits: Lifetime Five Income Benefit, Spousal Lifetime Five Income Benefit, Highest Daily Lifetime Five Income Benefit, Highest Daily Lifetime Seven Income Benefit, Spousal Highest Daily Lifetime Seven Income Benefit, Highest Daily Value Death Benefit, Highest Daily Lifetime Seven with Beneficiary Income Option, Spousal Highest Daily Lifetime Seven with Beneficiary Income Option, Highest Daily Lifetime Seven with Lifetime Income Accelerator, GRO Plus 2008, Highest Daily GRO, Highest Daily GRO II, GRO Plus II, Highest Daily Lifetime 7 Plus Income Benefit, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 7 Plus with Beneficiary Income Option, Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option, Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator, Highest Daily Lifetime 6 Plus, Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator and Spousal Highest Daily Lifetime 6 Plus. The interest rate that we credit to the MVA Fixed Allocations may be reduced by an amount that corresponds to the asset-based charges assessed against the Sub-accounts.

No specific fees or expenses are deducted when determining the rate we credit to an MVA Fixed Allocation. However, for some of the same reasons that we deduct the Insurance Charge against Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to MVA Fixed Allocations, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would. Any CDSC or Tax Charge applies to amounts that are taken from the Sub-accounts or the MVA Fixed Allocations.

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FEES AND CHARGES

The charges under the Annuity are designed to cover, in the aggregate, our direct and indirect costs of selling, administering and providing benefits under the Annuity. They are also designed, in the aggregate, to compensate us for the risks of loss we assume. If, as we expect, the charges that we collect from the Annuity exceed our total costs in connection with the Annuity, we will earn a profit. Otherwise we will incur a loss. For example, Prudential Annuities may make a profit on the Insurance Charge if, over time, the actual costs of providing the guaranteed insurance obligations under an Annuity are less than the amount we deduct for the Insurance Charge. To the extent we make a profit on the Insurance Charge, such profit may be used for any other corporate purpose, including payment of other expenses that Prudential Annuities incurs in promoting, distributing, issuing and administering an Annuity and to offset a portion of the costs associated with offering any Credits which are funded through Prudential Annuities’ general account.

The rates of certain of our charges have been set with reference to estimates of the amount of specific types of expenses or risks that we will incur. In most cases, this prospectus identifies such expenses or risks in the name of the charge; however, the fact that any charge bears the name of, or is designed primarily to defray a particular expense or risk does not mean that the amount we collect from that charge will never be more than the amount of such expense or risk, nor does it mean that we may not also be compensated for such expense or risk out of any other charges we are permitted to deduct by the terms of the Annuity. A portion of the proceeds that Prudential Annuities receives from charges that apply to the Sub-accounts may include amounts based on market appreciation of the Sub-account values including appreciation on amounts that represent any Credits.

WHAT ARE THE CONTRACT FEES AND CHARGES?

Contingent Deferred Sales Charge: We do not deduct a sales charge from purchase payments you make to your Annuity. However, we may deduct a CDSC if you surrender your Annuity or when you make a partial withdrawal. The CDSC reimburses us for expenses related to sales and distribution of the Annuity, including commissions, marketing materials and other promotional expenses. The CDSC is calculated as a percentage of your Purchase Payment being surrendered or withdrawn during the applicable Annuity Year. For purposes of calculating the CDSC, we consider the year following the Issue Date of your Annuity as Year 1. The amount of the CDSC decreases over time, measured from the Issue Date of the Annuity. The CDSC percentages for each Annuity are shown under “Summary of Contract Fees and Charges”. If you purchase Optimum XTra and make a withdrawal that is subject to a CDSC, we may use part of that CDSC to recoup our costs of providing the Credit. However, we do not impose any CDSC on your withdrawal of a Credit amount.

With respect to a partial withdrawal, we calculate the CDSC by assuming that any available free withdrawal amount is taken out first (see How Much Can I Withdraw as a Free Withdrawal?). If the free withdrawal amount is not sufficient, we then assume that withdrawals are taken from purchase payments that have not been previously withdrawn, on a first-in, first-out basis, and subsequently from any other Account Value in the Annuity.

For purposes of calculating any applicable CDSC on a surrender, the purchase payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior partial withdrawals or if your Account Value has declined in value due to negative market performance. In that scenario, we would determine the CDSC amount as the applicable percentage of the purchase payments being withdrawn, rather than as a percentage of the remaining Account Value or withdrawal request. Thus, the CDSC would be greater than if it were calculated as a percentage of remaining Account Value or withdrawal amount.

We may waive any applicable CDSC under certain circumstances including, certain medically-related circumstances or when taking a Minimum Distribution from an Annuity purchased as a “qualified” investment. Free Withdrawals, Medically-Related Surrenders and Minimum Distributions are each explained more fully in the section entitled “Access to Your Account Value”.

Transfer Fee: Currently, you may make 20 free transfers between investment options each Annuity Year. We currently charge $10.00 for each transfer after the 20th in each Annuity Year. The fee will never be more than $15.00 for each transfer. We do not consider transfers made as part of a Dollar Cost Averaging, Automatic Rebalancing or asset allocation program when we count the 20 free transfers. All transfers made on the same day will be treated as one (1) transfer. Renewals or transfers of Account Value from a Fixed Allocation at the end of its Guarantee Period are not subject to the Transfer Fee and are not counted toward the 20 free transfers. Similarly, transfers made pursuant to a formula used with an optional benefit are not subject to the Transfer fee and are not counted toward the 20 free transfers. We may reduce the number of free transfers allowable each Annuity Year (subject to a minimum of eight) without charging a Transfer Fee unless you make use of electronic means to transmit your transfer requests. We may eliminate the Transfer Fee for transfer requests transmitted electronically or through other means that reduce our processing costs. If you are enrolled in any program that does not permit transfer requests to be transmitted electronically, the Transfer Fee will not be waived.

Annual Maintenance Fee: During the accumulation period we deduct an Annual Maintenance Fee. The Annual Maintenance Fee is $35.00 or 2% of your Account Value (including any amounts in Fixed Allocations), invested in the Sub-accounts, whichever is less. This fee will be deducted annually on the anniversary of the Issue Date of your Annuity or, if you surrender your Annuity during the Annuity Year, the fee is deducted at the time of surrender. The fee is taken out only from the Sub-accounts. We do not impose the

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Annual Maintenance Fee upon annuitization, the payment of a Death Benefit, or a Medically-Rated Surrender. We may increase the Annual Maintenance Fee. However, any increase will only apply to Annuities issued after the date of the increase. For beneficiaries that elect the Beneficiary Continuation Option, the Annual Maintenance Fee is the lesser of $30 or 2% of Account Value. For a non-qualified Beneficiary Continuation Option, the fee is only applicable if the Account Value is less than $25,000 at the time the fee is assessed.

Tax Charge: Several states and some municipalities charge premium taxes or similar taxes on annuities that we are required to pay. The amount of tax will vary from jurisdiction to jurisdiction and is subject to change. We pay the tax either when purchase payments are received, upon surrender or when the Account Value is applied under an annuity option. The tax charge is designed to approximate the taxes that we are required to pay and is assessed as a percentage of purchase payments, surrender value, or Account Value as applicable. The tax charge currently ranges up to 3 1/2%. We reserve the right to deduct the charge either at the time the tax is imposed, upon a full surrender of the Annuity, or upon annuitization. We may assess a charge against the Sub-accounts and the Fixed Allocations equal to any taxes which may be imposed upon the separate accounts.

We will pay company income taxes on the taxable corporate earnings created by this separate account product. While we may consider company income taxes when pricing our products, we do not currently include such income taxes in the tax charges you pay under the Annuity. We will periodically review the issue of charging for these taxes and may impose a charge in the future.

In calculating our corporate income tax liability, we derive certain corporate income tax benefits associated with the investment of company assets, including separate account assets, which are treated as company assets under applicable income tax law. These benefits reduce our overall corporate income tax liability. Under current law, such benefits may include foreign tax credits and corporate dividends received deductions. We do not pass these tax benefits through to holders of the separate account annuity contracts because (i) the contract owners are not the owners of the assets generating these benefits under applicable income tax law and (ii) we do not currently include company income taxes in the tax charges you pay under the contract.

Insurance Charge: We deduct an Insurance Charge daily. The charge is assessed against the daily assets allocated to the Sub-accounts and is equal to the amount indicated under “Summary of Contract Fees and Charges”. The Insurance Charge is the combination of the Mortality & Expense Risk Charge and the Administration Charge. The Insurance Charge is intended to compensate Prudential Annuities for providing the insurance benefits under each Annuity, including each Annuity’s basic Death Benefit that may provide guaranteed benefits to your beneficiaries even if the market declines and the risk that persons we guarantee annuity payments to will live longer than our assumptions. The charge also compensates us for administrative costs associated with providing the Annuity benefits, including preparation of the contract and prospectus, confirmation statements, annual account statements and annual reports, legal and accounting fees as well as various related expenses. Finally, the charge compensates us for the risk that our assumptions about the mortality risks and expenses under each Annuity are incorrect and that we have agreed not to increase these charges over time despite our actual costs. We may increase the portion of the total Insurance Charge that is deducted for administrative costs; however, any increase will only apply to Annuities issued after the date of the increase.

The Insurance Charge is not deducted against assets allocated to a Fixed Allocation. However, for some of the same reasons that we deduct the Insurance Charge against Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Allocations, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would.

Charges for Optional Benefits: If you elect to purchase certain optional benefits, we will deduct an additional charge. For some optional benefits, the charge is deducted from your Account Value allocated to the Sub-accounts. This charge is included in the daily calculation of the Unit Price for each Sub-account. For certain other optional benefits, such as Highest Daily Lifetime 6 Plus, the charge is assessed against the greater of the Account Value and Protected Withdrawal Value and taken out of the Sub-accounts periodically. Please refer to the sections entitled “Summary of Contract Fees and Charges” for the list of charges for each optional benefit.

Settlement Service Charge: If your beneficiary takes the death benefit under a Beneficiary Continuation Option, we deduct a Settlement Service Charge, although the Insurance Charge no longer applies. The charge is assessed daily against the assets allocated to the Sub-accounts and is equal to an annual charge of 1.00% for non-qualified Annuities and 1.40% for qualified Annuities.

Fees and expenses incurred by the Portfolios: Each Portfolio incurs total annual operating expenses comprised of an investment management fee, other expenses and any distribution and service (12b-1) fees that may apply. These fees and expenses are reflected daily by each Portfolio before it provides Prudential Annuities with the net asset value as of the close of business each Valuation Day. More detailed information about fees and expenses can be found in the prospectuses for the Portfolios.

WHAT CHARGES APPLY TO THE FIXED ALLOCATIONS?

No specific fees or expenses are deducted when determining the rate we credit to a Fixed Allocation. However, for some of the same reasons that we deduct the Insurance Charge against Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Allocations, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would. Any CDSC or Tax Charge

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applies to amounts that are taken from the Sub-accounts or the Fixed Allocations. A Market Value Adjustment may also apply to transfers, certain withdrawals, surrender or annuitization from an MVA Fixed Allocation.

WHAT CHARGES APPLY IF I CHOOSE AN ANNUITY PAYMENT OPTION?

If you select a fixed payment option, the amount of each fixed payment will depend on the Account Value of your Annuity when you elected to annuitize. There is no specific charge deducted from these payments; however, the amount of each annuity payment reflects assumptions about our insurance expenses. If you select a variable payment option that we may offer, then the amount of your benefits will reflect changes in the value of your Annuity and will be subject to charges that apply under the variable immediate annuity option. Also, a tax charge may apply (see “Tax Charge” above). Currently, we only offer fixed payment options.

EXCEPTIONS/REDUCTIONS TO FEES AND CHARGES

We may reduce or eliminate certain fees and charges or alter the manner in which the particular fee or charge is deducted. For example, we may reduce the amount of any CDSC or the length of time it applies, reduce or eliminate the amount of the Annual Maintenance Fee or reduce the portion of the total Insurance Charge that is deducted as an Administration Charge. We will not discriminate unfairly between Annuity purchasers if and when we reduce any fees and charges.

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PURCHASING YOUR ANNUITY

Please note that these Annuities are no longer available for new sales. The information provided in this section is for informational purposes only.

WHAT ARE OUR REQUIREMENTS FOR PURCHASING THE ANNUITY?

We may apply certain limitations, restrictions, and/or underwriting standards as a condition of our issuance of an Annuity and/or acceptance of Purchase Payments. All such conditions are described below.

Initial Purchase Payment: We no longer allow new purchases of this Annuity. Previously, you must have made a minimum initial Purchase Payment of $10,000 for Optimum Xtra. However, if you decided to make payments under a systematic investment or an electronic funds transfer program, we would have accepted a lower initial Purchase Payment provided that, within the first Annuity Year, your subsequent purchase payments plus your initial Purchase Payment totaled the minimum initial Purchase Payment amount required for the Annuity purchased.

We must approve any initial and additional Purchase Payments where the total amount of Purchase Payments equal $1,000,000 or more with respect to this Annuity and any other annuities you are purchasing from us (or that you already own) and/or our affiliates. To the extent allowed by state law, that required approval also will apply to a proposed change of owner of the Annuity, if as a result of the ownership change, total Purchase Payments would equal or exceed that $1 million threshold. Applicable laws designed to counter terrorists and prevent money laundering might, in certain circumstances, require us to block an Annuity Owner’s ability to make certain transactions, and thereby refuse to accept Purchase Payments or requests for transfers, partial withdrawals, total withdrawals, death benefits, or income payments until instructions are received from the appropriate regulator. We also may be required to provide additional information about you and your Annuity to government regulators.

Speculative Investing – Do not purchase this Annuity if you, anyone acting on your behalf, and/or anyone providing advice to you plan to use it, or any of its riders, for speculation, arbitrage, viatication or any other type of collective investment scheme now or at any time prior to termination of the Annuity. Your Annuity may not be traded on any stock exchange or secondary market. By purchasing this Annuity, you represent and warrant that you are not using this Annuity, or any of its riders, for speculation, arbitrage, viatication or any other type of collective investment scheme.

Currently, we will not issue an Annuity, permit changes in ownership or allow assignments to certain ownership types, including but not limited to: corporations, partnerships, endowments and grantor trusts with multiple grantors. Further, we will only issue an Annuity, allow changes of ownership and/or permit assignments to certain ownership types if the Annuity is held exclusively for the benefit of the designated annuitant. These rules are subject to state law. Additionally, we will not permit election or re-election of any optional death benefit or optional living benefit by certain ownership types. We may issue an Annuity in ownership structures where the annuitant is also the participant in a Qualified or Non-Qualified employer sponsored plan and the Annuity represents his or her segregated interest in such plan. We reserve the right to further limit, restrict and/or change to whom we will issue an Annuity in the future, to the extent permitted by state law. Further, please be aware that we do not provide administration for employer-sponsored plans and may also limit the number of plan participants that elect to use our Annuity as a funding vehicle.

Applicable laws designed to counter terrorists and prevent money laundering might, in certain circumstances, require us to block a contract owner’s ability to make certain transactions, and thereby refuse to accept purchase payments or requests for transfers, partial withdrawals, total withdrawals, death benefits, or income payments until instructions are received from the appropriate regulator. We also may be required to provide additional information about you and your Annuity to government regulators.

Except as noted below, purchase payments must be submitted by check drawn on a U.S. bank, in U.S. dollars, and made payable to Prudential Annuities. Purchase payments may also be submitted via 1035 exchange or direct transfer of funds. Under certain circumstances, purchase payments may be transmitted to Prudential Annuities via wiring funds through your Financial Professional’s broker-dealer firm. Additional purchase payments may also be applied to your Annuity under an electronic funds transfer arrangement where you authorize us to deduct money directly from your bank account. We may reject any payment if it is received in an unacceptable form. We may also suspend or cancel electronic funds transfer privileges if we have limited, restricted, suspended or rejected our acceptance of additional Purchase Payments. Our acceptance of a check is subject to our ability to collect funds.

Age Restrictions: Unless we agree otherwise and subject to our rules, the Owner (or Annuitant if entity owned) must not be older than a maximum issue age as of the Issue Date of the Annuity as follows: age 75 for Optimum XTra. If an Annuity is owned jointly, the oldest of the Owners must not be older than the maximum issue age on the Issue Date. You should consider your need to access your Account Value and whether the Annuity’s liquidity features will satisfy that need. If you take a distribution prior to age 59 1/2, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain. The availability and level of protection of certain optional benefits may vary based on the age of the Owner on the Issue Date of the Annuity or the date of the Owner’s death.

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Owner, Annuitant and Beneficiary Designations: We will ask you to name the Owner(s), Annuitant and one or more Beneficiaries for your Annuity.

■

Owner: The Owner(s) holds all rights under the Annuity. You may name up to two Owners in which case all ownership rights are held jointly. Generally, joint owners are required to act jointly; however, if each owner provides us with an instruction that we find acceptable, we will permit each owner to act independently on behalf of both owners. All information and documents that we are required to send you will be sent to the first named owner. This Annuity does not provide a right of survivorship. Refer to the Glossary of Terms for a complete description of the term “Owner.”

■

Annuitant: The Annuitant is the person upon whose life we continue to make annuity payments. You must name an Annuitant who is a natural person. We do not accept a designation of joint Annuitants during the accumulation period. In limited circumstances and where allowed by law, you may name one or more Contingent Annuitants. Generally, a Contingent Annuitant will become the Annuitant if the Annuitant dies before the Annuity Date. Please refer to the discussion of “Considerations for Contingent Annuitants” in the Tax Considerations section of the Prospectus.

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Beneficiary: The Beneficiary is the person(s) or entity you name to receive the Death Benefit. Your Beneficiary Designation should be the exact name of your beneficiary, not only a reference to the beneficiary’s relationship to you. If you use a designation of “surviving spouse,” we will pay the Death Benefit to the individual that is your spouse at the time of your death (as defined under the federal tax laws and regulations). If no beneficiary is named the Death Benefit will be paid to you or your estate. For Annuities that designate a custodian or a plan as Owner, the custodian or plan must also be designated as the Beneficiary.

Your right to make certain designations may be limited if your Annuity is to be used as an IRA or other “qualified” investment that is given beneficial tax treatment under the Code. You should seek competent tax advice on the income, estate and gift tax implications of your designations.

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MANAGING YOUR ANNUITY

MAY I CHANGE THE OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS?

In general, you may change the Owner, Annuitant and Beneficiary designations by sending us a request in writing in a form acceptable to us. Upon an ownership change, including an assignment, any automated investment or withdrawal programs will be canceled. The new owner must submit the applicable program enrollment if they wish to participate in such a program. Where allowed by law, such changes will be subject to our acceptance. Some of the changes we will not accept include, but are not limited to:

■	a new Owner subsequent to the death of the Owner or the first of any joint Owners to die, except where a spouse Beneficiary has become the Owner as a result of an Owner’s death;
■	a new Annuitant subsequent to the Annuity Date;
■	for “non-qualified” investments, a new Annuitant prior to the Annuity Date if the Annuity is owned by an entity;
■	a change in Beneficiary if the Owner had previously made the designation irrevocable;
■	a new Owner or Annuitant that is a certain ownership type, including but not limited to corporations, partnerships, endowments, and grantor trusts with multiple grantors (if allowed by state law); and
■	a new Annuitant for a contract issued to a grantor trust where the new Annuitant is not the grantor of the trust.

There are also restrictions on designation changes when you have elected certain optional benefits. See the “Living Benefits” and “Death Benefits” sections of this Prospectus for any such restrictions.

If you wish to change the Owner and/or Beneficiary under the Annuity, or to assign the Annuity, you must deliver the request to us in writing at our Service Office. Generally, any change of Owner and/or Beneficiary, or assignment of the Annuity, will take effect when accepted and recorded by us (unless an alternative rule is stipulated by applicable State law). We will allow changes of ownership and/or assignments only if the Annuity is held exclusively for the benefit of the designated Annuitant. We are not responsible for any transactions processed before a change of Owner and/or Beneficiary, and an assignment of the Annuity, is accepted and recorded by us.

Unless prohibited by applicable State law, we reserve the right to refuse a proposed change of Owner and/or Beneficiary, and a proposed assignment of the Annuity. We accept assignments of non-qualified Annuities only.

We will reject a proposed change where the proposed Owner, Annuitant, Beneficiary or assignee is any of the following:

■	a company(ies) that issues or manages viatical or structured settlements;
■	an institutional investment company;
■	an Owner with no insurable relationship to the Annuitant or Contingent Annuitant (a “Stranger-Owned Annuity” or “STOA”); or
■	a change in designation(s) that does not comply with or that we cannot administer in compliance with Federal and/or state law.

We will implement this right on a non-discriminatory basis, and to the extent allowed by State law, and we are not obligated to process your request within any particular timeframe.

For New York Annuities, a request to change the Owner, Annuitant, Contingent Annuitant, Beneficiary and contingent Beneficiary designations is effective when signed, and an assignment is effective upon our receipt. We assume no responsibility for the validity or tax consequences of any change of Owner and/or Beneficiary or any assignment of the Annuity, and may be required to make reports of ownership changes and/or assignments to the appropriate federal, state and/or local taxing authorities. You should consult with a qualified tax advisor for complete information and advice prior to any ownership change or assignment. Once an ownership change or assignment is processed, the tax reporting cannot be reversed.

Death Benefit Suspension Upon Change of Owner or Annuitant. If there is a change of Owner or Annuitant, the change may affect the amount of the Death Benefit. See the Death Benefit section of this prospectus for additional details.

Spousal Designations

If an Annuity is co-owned by spouses, we will assume that the sole primary Beneficiary is the surviving spouse that was named as the co-owner unless you elect an alternative Beneficiary Designation. Unless you elect an alternative Beneficiary Designation, upon the death of either spousal Owner, the surviving spouse may elect to assume ownership of the Annuity instead of taking the Death Benefit payment. The Death Benefit that would have been payable will be the new Account Value of the Annuity as of the date of due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the beneficiary of the surviving spouse, the new Account Value will be considered as the initial Purchase Payment. No CDSC will apply to the new Account Value. However, any additional purchase payments applied after the date the assumption is effective will be subject to all provisions of the Annuity, including the CDSC when applicable.

Spousal assumption is also permitted, subject to our rules and regulatory approval, if the Annuity is held by a custodial account established to hold retirement assets for the benefit of the natural person Annuitant pursuant to the provisions of Section 408(a) of the

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Internal Revenue Code (“Code”) (or any successor Code section thereto) (“Custodial Account”) and, on the date of the Annuitant’s death, the spouse of the Annuitant is (1) the Contingent Annuitant under the Annuity and (2) the beneficiary of the Custodial Account. The ability to continue the Annuity in this manner will result in the Annuity no longer qualifying for tax deferral under the Code. However, such tax deferral should result from the ownership of the Annuity by the Custodial Account. Please consult your tax or legal adviser.

Note that any division of your Annuity due to divorce will be treated as a withdrawal and the non-owner spouse may then decide whether he or she would like to purchase a new Annuity, subject to the rules current at the time of purchase, with the withdrawn funds.

Prior to a recent Supreme Court decision, and consistent with Section 3 of the federal Defense of Marriage Act (“DOMA”), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in United States v. Windsor, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing for federal law purposes a valid same sex marriage. The Windsor decision means that the favorable tax benefits afforded by the federal tax law to an opposite sex spouse under the Internal Revenue Code (IRC) are now available to a same sex spouse.

On August 29, 2013, the Internal Revenue Service (“IRS”) issued guidance on its position regarding same sex marriages for federal tax purposes. If a couple is married in a jurisdiction (including a foreign country) that recognizes same sex marriages, that marriage will be recognized for all federal tax purposes regardless of the law in the jurisdiction where they reside. However, the IRS did not recognize civil unions and registered domestic partnerships as marriages for federal tax purposes. Currently, if a state does not recognize a civil union or a registered domestic partnership as a marriage, it is not a marriage for federal tax purposes. Please consult with your tax or legal advisor before electing the Spousal Benefit for a same sex spouse or civil union partner. Please see “Tax Considerations” for more information.

Contingent Annuitant

Generally, if an Annuity is owned by an entity and the entity has named a Contingent Annuitant, the Contingent Annuitant will become the Annuitant upon the death of the Annuitant, and no Death Benefit is payable. Unless we agree otherwise, the Annuity is only eligible to have a Contingent Annuitant designation if the entity which owns the Annuity is (1) a plan described in Internal Revenue Code Section 72(s)(5)(A)(i) (or any successor Code section thereto); (2) an entity described in Code Section 72(u)(1) (or any successor Code section thereto); or (3) a Custodial Account, as described in the above section.

Where the Annuity is held by a Custodial Account, the Contingent Annuitant will not automatically become the Annuitant upon the death of the Annuitant. Upon the death of the Annuitant, the Custodial Account will have the choice, subject to our rules, to either elect to receive the Death Benefit or elect to continue the Annuity. If the Custodial Account elects to receive the Death Benefit, the Account Value of the Annuity as of the date of due proof of death of the Annuitant will reflect the amount that would have been payable had a Death Benefit been paid. See the section above entitled “Spousal Designations” for more information about how the Annuity can be continued by a Custodial Account.

MAY I RETURN MY ANNUITY IF I CHANGE MY MIND?

If after purchasing your Annuity you change your mind and decide that you do not want it, you may return it to us within a certain period of time known as a right to cancel period. This is often referred to as a “free look.” Depending on the state in which you purchased your Annuity and, in some states, if you purchased the Annuity as a replacement for a prior contract, the right to cancel period may be ten (10) days, or longer, measured from the time that you received your Annuity (the free look period for replacements is typically longer, such as 20 or 30 days). If you return your Annuity during the applicable period, we will refund your current Account Value plus any tax charge deducted, less any applicable federal and state income tax withholding and depending on your state’s requirements, any applicable insurance charges deducted. The amount returned to you may be higher or lower than the Purchase Payment(s) applied during the right to cancel period and may be subject to a market value adjustment if it was allocated to a MVA Fixed Allocation, to the extent allowed by State law. However, where required by law, we will return your Purchase Payments applied during the right to cancel period if they are greater than your current Account Value less any federal and state income tax withholding. With respect to Optimum XTra, if you return your Annuity, we will not return any Credits we applied to your Annuity based on your Purchase Payments.

MAY I MAKE ADDITIONAL PURCHASE PAYMENTS?

Unless we agree otherwise and subject to our rules, the minimum amount that we accept as an additional Purchase Payment is $100 unless you participate in our Systematic Investment Plan or a periodic Purchase Payment program. Purchase payments made while you participate in an asset allocation program will be allocated in accordance with such benefit. Please see the “Living Benefits” section of this prospectus for further information on additional Purchase Payments.

MAY I MAKE SCHEDULED PAYMENTS DIRECTLY FROM MY BANK ACCOUNT?

You can make additional Purchase Payments to your Annuity by authorizing us to deduct money directly from your bank account and applying it to your Annuity. We call our electronic funds transfer program “The Systematic Investment Plan.” Purchase payments made through electronic funds transfer may only be allocated to the Sub-accounts when applied. Different allocation requirements may apply in connection with certain optional benefits. We may allow you to invest in your Annuity with a lower initial Purchase

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Payment, as long as you authorize payments through an electronic funds transfer that will equal at least the minimum Purchase Payment set forth above during the first 12 months of your Annuity. We may suspend or cancel electronic funds transfer privileges if sufficient funds are not available from the applicable financial institution on any date that a transaction is scheduled to occur. We may also suspend or cancel electronic funds transfer privileges if we have limited, restricted, suspended or rejected our acceptance of additional purchase payments.

MAY I MAKE PURCHASE PAYMENTS THROUGH A SALARY REDUCTION PROGRAM?

These types of programs are only available with certain types of qualified investments. If your employer sponsors such a program, we may agree to accept periodic purchase payments through a salary reduction program as long as the allocations are made only to Sub-accounts and the periodic purchase payments received in the first year total at least the minimum Purchase Payment set forth above.

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MANAGING YOUR ACCOUNT VALUE

HOW AND WHEN ARE PURCHASE PAYMENTS INVESTED?

(See “Valuing Your Investment” for a description of our procedure for pricing initial and subsequent purchase payments.)

Initial Purchase Payment: Once we accept your application, we invest your Purchase Payment in your Annuity according to your instructions for allocating your Account Value. The Purchase Payment is your initial Purchase Payment minus any tax charges that may apply. You can allocate purchase payments to one or more available Sub-accounts or available Fixed Allocations. Investment restrictions will apply if you elect certain optional benefits.

Subsequent Purchase Payments: Unless you participate in an asset allocation program, or unless you have provided us with other specific allocation instructions for one, more than one, or all subsequent Purchase Payments, we will allocate any additional Purchase Payments you make according to your initial Purchase Payment allocation instructions. If you so instruct us, we will allocate subsequent Purchase Payments according to any new allocation instructions. Unless you tell us otherwise, Purchase Payments made while you participate in an asset allocation program will be allocated in accordance with such program.

HOW DO I RECEIVE CREDITS UNDER THE OPTIMUM XTRA ANNUITY?

We apply a “Credit” to your Annuity’s Account Value each time you make a Purchase Payment during the first six (6) Annuity Years. The amount of the Credit is payable from our general account. The amount of the Credit depends on the Annuity Year in which the Purchase Payment(s) is made and the amount of the Purchase Payment according to the table below:

ANNUITY YEAR	CREDIT (Cumulative Purchase Payments $100,000 or Greater)	CREDIT (Cumulative Purchase Payments Less than $100,000)
1	8.00%	6.00%
2	6.00%	5.00%
3	4.00%	4.00%
4	3.00%	3.00%
5	2.00%	2.00%
6	1.00%	1.00%
7+	0.00%	0.00%

HOW ARE CREDITS APPLIED TO ACCOUNT VALUE UNDER THE OPTIMUM XTRA ANNUITY?

Each Credit is allocated to your Account Value at the time the Purchase Payment is applied to your Account Value. The amount of the Credit is allocated to the investment options in the same ratio as the applicable Purchase Payment is applied.

Examples of Applying Credits

Initial Purchase Payment

Assume you make an initial Purchase Payment of $75,000 and your Annuity is issued on January 2, 2009. Since the cumulative Purchase Payments are less than $100,000 and the contract is in the first Annuity Year, we would apply a 6% Credit to your Purchase Payment and allocate the amount of the Credit ($4500 = $75,000 x .060) to your Account Value in the proportion that your Purchase Payment is allocated.

Initial Purchase Payment With Transfer of Assets

Assume you make an initial Purchase Payment of $105,000 (which consists of a check for $75,000 and exchange paperwork indicating additional purchase payments of $30,000) and your Annuity is issued on January 2, 2009 with the receipt of the check for $75,000. On January 16, 2009 the remaining $30,000, as indicated by the exchange paperwork, is received. Since the cumulative Purchase Payments are greater than $100,000 and the contract is in the first Annuity Year, we would apply an 8% Credit to the January 2, 2009 portion of your Purchase Payment and allocate the amount of the Credit ($6,000 = $75,000 × .08) to your Account Value on January 2, 2009 and we would apply an 8% Credit to the January 16, 2009 portion of your Purchase Payment and allocate the amount of the Credit ($2,400 = $30,000 × .080) to your Account Value on January 16, 2009.

Additional Purchase Payment in Annuity Year 1

Assume that you make an additional Purchase Payment of $30,000 on March 5, 2009. The cumulative Purchase Payments are greater than $100,000; therefore we would apply an 8.0% Credit to your March 5, 2009 Purchase Payment and allocate the amount of the Credit ($2400 = $30,000 × .08) to your Account Value.

Additional Purchase Payment in Annuity Year 6

Assume that you make an additional Purchase Payment of $25,000 on February 6, 2014. The cumulative Purchase Payments are greater than $100,000 and the contract is in the sixth year; therefore we would apply a 1.0% Credit to your Purchase Payment and allocate the amount of the Credit ($250 = $25,000 × .01) to your Account Value.

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Recapture of XTra Credits

The amount of any Credits applied to your Annuity Account Value can be taken back by Prudential Annuities. Specifically, we will recapture Credits: (a) if you return the Annuity during the “free look” period or (b) if the XTra Credit amount was granted within 12 months immediately before a death that triggers payment of the Annuity’s death benefit (if allowed by State Law) or (c) if the XTra Credit amount was granted within 12 months immediately prior to your exercise of the medically-related surrender provision of the Annuity.

General Information about Credits

■	We do not consider Credits to be “investment in the contract” for income tax purposes.
■	You may not withdraw the amount of any Credits under the Free Withdrawal provision. The Free Withdrawal provision only applies to withdrawals of purchase payments.

ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?

During the accumulation period you may transfer Account Value between investment options subject to the restrictions outlined below. Transfers are not subject to taxation on any gain. You may not transfer Account Value to any DCA fixed Allocation (as defined below). You may only allocated payments to DCA Fixed Allocations.

Currently, we charge $10.00 for each transfer after the twentieth (20th) transfer in each Annuity Year. Transfers made as part of a Dollar Cost Averaging, Automatic Rebalancing or asset allocation program do not count toward the twenty free transfer limit. Renewals or transfers of Account Value from an MVA Fixed Allocation at the end of its Guarantee Period are not subject to the transfer charge. We may reduce the number of free transfers allowable each Annuity Year (subject to a minimum of eight) without charging a Transfer Fee. We may also increase the Transfer Fee that we charge to $15.00 for each transfer after the number of free transfers has been used up. We may eliminate the Transfer Fee for transfer requests transmitted electronically or through other means that reduce our processing costs. If enrolled in any program that does not permit transfer requests to be transmitted electronically, the Transfer Fee will not be waived.

Once you have made 20 transfers among the Sub-accounts during an Annuity Year, we will accept any additional transfer request during that year only if the request is submitted to us in writing with an original signature and otherwise is in good order. For purposes of this 20 transfer limit, we (i) do not view a facsimile transmission or other electronic transmission as a “writing”, (ii) will treat multiple transfer requests submitted on the same Valuation Day as a single transfer, and (iii) do not count any transfer that solely involves Sub-accounts corresponding to the AST Money Market Portfolio, or any transfer that involves one of our systematic programs, such as asset allocation and automated withdrawals.

Frequent transfers among Sub-accounts in response to short-term fluctuations in markets, sometimes called “market timing,” can make it very difficult for a Portfolio manager to manage a Portfolio’s investments. Frequent transfers may cause the Portfolio to hold more cash than otherwise necessary, disrupt management strategies, increase transaction costs, or affect performance. Each Annuity offers Sub-accounts designed for Owners who wish to engage in frequent transfers (i.e., one or more of the Sub-accounts corresponding to the AST Money Market Portfolio), and we encourage Owners seeking frequent transfers to utilize those Sub-accounts.

In light of the risks posed to Owners and other investors by frequent transfers, we reserve the right to limit the number of transfers in any Annuity Year for all existing or new Owners and to take the other actions discussed below. We also reserve the right to limit the number of transfers in any Annuity Year or to refuse any transfer request for an Owner or certain Owners if: (a) we believe that excessive transfer activity (as we define it) or a specific transfer request or group of transfer requests may have a detrimental effect on Unit Values or the share prices of the Portfolios; or (b) we are informed by a Portfolio (e.g., by the Portfolio’s portfolio manager) that the purchase or redemption of shares in the Portfolio must be restricted because the Portfolio believes the transfer activity to which such purchase and redemption relates would have a detrimental effect on the share prices of the affected Portfolio. Without limiting the above, the most likely scenario where either of the above could occur would be if the aggregate amount of a trade or trades represented a relatively large proportion of the total assets of a particular Portfolio. In furtherance of our general authority to restrict transfers as described above, and without limiting other actions we may take in the future, we have adopted the following specific restrictions:

■

With respect to each Sub-account (other than the AST Money Market Sub-account), we track amounts exceeding a certain dollar threshold that were transferred into the Sub-account. If you transfer such amount into a particular Sub-account, and within 30 calendar days thereafter transfer (the “Transfer Out”) all or a portion of that amount into another Sub-account, then upon the Transfer Out, the former Sub-account becomes restricted (the “Restricted Sub-account”). Specifically, we will not permit subsequent transfers into the Restricted Sub-account for 90 calendar days after the Transfer Out if the Restricted Sub-account invests in a non-international Portfolio, or 180 calendar days after the Transfer Out if the Restricted Sub-account invests in an international Portfolio. For purposes of this rule, we (i) do not count transfers made in connection with one of our systematic programs, such as asset allocation and automated withdrawals; (ii) do not count any transfer that solely involves Sub-accounts corresponding to the AST Money Market Portfolio; and (iii) do not categorize as a transfer the first transfer that you make after the Issue Date, if you make that transfer within 30 calendar days after the Issue Date. Even if an amount becomes restricted under the foregoing rules, you are still free to redeem the amount from your Annuity at any time.

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■

We reserve the right to effect exchanges on a delayed basis for all contracts. That is, we may price an exchange involving the Sub-accounts on the Valuation Day subsequent to the Valuation Day on which the exchange request was received. Before implementing such a practice, we would issue a separate written notice to Owners that explains the practice in detail.

If we deny one or more transfer requests under the foregoing rules, we will inform you or your Financial Professional promptly of the circumstances concerning the denial.

There are contract owners of different variable annuity contracts that are funded through the same Separate Account that are not subject to the above-referenced transfer restrictions and, therefore, might make more numerous and frequent transfers than contract owners who are subject to such limitations. Finally, there are contract owners of other variable annuity contracts or variable life contracts that are issued by Prudential Annuities as well as other insurance companies that have the same underlying mutual fund portfolios available to them. Since some contract owners are not subject to the same transfer restrictions, unfavorable consequences associated with such frequent trading within the underlying mutual fund (e.g., greater portfolio turnover, higher transaction costs, or performance or tax issues) may affect all contract owners. Similarly, while contracts managed by a Financial Professional or third party investment advisor are subject to the restrictions on transfers between investment options that are discussed above, if the advisor manages a number of contracts in the same fashion unfavorable consequences may be associated with management activity since it may involve the movement of a substantial portion of an underlying mutual fund’s assets which may affect all contract owners invested in the affected options. Apart from such differences in transfer restrictions, we will apply these rules uniformly (including contracts managed by a Financial Professional or third party investment advisor), and will not waive a transfer restriction for any contract owner.

Although our transfer restrictions are designed to prevent excessive transfers, they are not capable of preventing every potential occurrence of excessive transfer activity.

The Portfolios may have adopted their own policies and procedures with respect to excessive trading of their respective shares, and we reserve the right to enforce any such current or future policies and procedures. The prospectuses for the Portfolios describe any such policies and procedures, which may be more or less restrictive than the policies and procedures we have adopted. Under SEC rules, we are required to: (1) enter into a written agreement with each Portfolio or its principal underwriter or its transfer agent that obligates us to provide to the Portfolio promptly upon request certain information about the trading activity of individual contract owners (including an Annuity Owners’ TIN number), and (2) execute instructions from the Portfolio to restrict or prohibit further purchases or transfers by specific contract owners who violate the excessive trading policies established by the Portfolio. In addition, you should be aware that some Portfolios may receive “omnibus” purchase and redemption orders from other insurance companies or intermediaries such as retirement plans. The omnibus orders reflect the aggregation and netting of multiple orders from individual owners of variable insurance contracts and/or individual retirement plan participants. The omnibus nature of these orders may limit the Portfolios in their ability to apply their excessive trading policies and procedures. In addition, the other insurance companies and/or retirement plans may have different policies and procedures or may not have any such policies and procedures because of contractual limitations. For these reasons, we cannot guarantee that the Portfolios (and thus contract owners) will not be harmed by transfer activity relating to other insurance companies and/or retirement plans that may invest in the Portfolios.

A Portfolio also may assess a short term trading fee (redemption fee) in connection with a transfer out of the Sub-account investing in that Portfolio that occurs within a certain number of days following the date of allocation to the Sub-account. Each Portfolio determines the amount of the short term trading fee and when the fee is imposed. The fee is retained by or paid to the Portfolio and is not retained by us. The fee will be deducted from your Account Value, to the extent allowed by law. At present, no Portfolio has adopted a short-term trading fee.

DO YOU OFFER DOLLAR COST AVERAGING?

Yes. As discussed below, we offer Dollar Cost Averaging programs during the accumulation period. In general, Dollar Cost Averaging allows you to systematically transfer an amount periodically from one investment option to one or more other investment options. You can choose to transfer earnings only, principal plus earnings or a flat dollar amount. You may elect a Dollar Cost Averaging program that transfers amounts monthly, quarterly, semi-annually, or annually from Sub-accounts, or a program that transfers amounts monthly from the DCA Fixed Allocations. By investing amounts on a regular basis instead of investing the total amount at one time, Dollar Cost Averaging may decrease the effect of market fluctuation on the investment of your Purchase Payment. This may result in a lower average cost of units over time. However, there is no guarantee that Dollar Cost Averaging will result in a profit or protect against a loss in a declining market. We do not deduct a charge for participating in a Dollar Cost Averaging program.

You can Dollar Cost Average from Sub-accounts or the Fixed Allocations. Dollar Cost Averaging from Fixed Allocations is subject to a number of rules that include, but are not limited to the following:

■	You may only use Fixed Allocations with Guarantee Periods of 1, 2 or 3 years.
■

You may only Dollar Cost Average earnings or principal plus earnings. If transferring principal plus earnings, the program must be designed to last the entire Guarantee Period for the Fixed Allocation.

■	Dollar Cost Averaging transfers from Fixed Allocations are not subject to a Market Value Adjustment.

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NOTE: When a Dollar Cost Averaging program is established from a Fixed Allocation, the fixed rate of interest we credit to your Account Value is applied to a declining balance due to the transfers of Account Value to the Sub-accounts during the Guarantee Period. This will reduce the effective rate of return on the Fixed Allocation over the Guarantee Period.

The Dollar Cost Averaging program is not available if you have elected an automatic rebalancing program or an asset allocation program. Dollar Cost Averaging from Fixed Allocations also is not available if you elect certain optional benefits.

Prudential Annuities may offer Fixed Allocations with Guarantee Periods of 6 months or 12 months exclusively for use with a Dollar Cost Averaging program (“DCA Fixed Allocations”). DCA Fixed Allocations are designed to automatically transfer Account Value in either 6 or 12 payments under a Dollar Cost Averaging program. Dollar Cost Averaging transfers will be effected on the date the DCA Fixed Dollar Allocations is established and each month following until the entire principal amount plus earning is transferred. DCA Fixed Allocations may only be established with your initial Purchase Payment or additional purchase payments. You may not transfer existing Account Value to a DCA Fixed Allocation. We reserve the right to terminate offering these special purpose Fixed Allocations at any time.

Account Value allocated to the DCA Fixed Allocations will be transferred to the Sub-accounts you choose under the Dollar Cost Averaging program. If you terminate the Dollar Cost Averaging program before the entire principal amount plus earnings has been transferred to the Sub-account(s), you must transfer all remaining Account Value to any other investment option. Unless you provide alternate instructions at the time you terminate the Dollar Cost Averaging program, Account Value will be transferred to the AST Money Market Sub-account. Transfers from DCA Fixed Allocations as part of a Dollar Cost Averaging program are not subject to a Market Value Adjustment. However, a Market Value Adjustment will apply if you terminate the Dollar Cost Averaging program before the entire principal amount plus earnings has been transferred to the Sub-account(s).

DO YOU OFFER ANY AUTOMATIC REBALANCING PROGRAMS?

Yes. During the accumulation period, we offer Automatic Rebalancing among the Sub-accounts you choose. You can choose to have your Account Value rebalanced monthly, quarterly, semi-annually, or annually. On the appropriate date, the Sub-accounts you chose are rebalanced to the allocation percentages you requested. With Automatic Rebalancing, we transfer the appropriate amount from the “overweighted” Sub-accounts to the “underweighted” Sub-accounts to return your allocations to the percentages you request. For example, over time the performance of the Sub-accounts will differ, causing your percentage allocations to shift.

Any transfer to or from any Sub-account that is not part of your Automatic Rebalancing program, will be made; however, that Sub-account will not become part of your rebalancing program unless we receive instructions from you indicating that you would like such option to become part of the program.

There is no minimum Account Value required to enroll in Automatic Rebalancing. All rebalancing transfers as part of an Automatic Rebalancing program are not included when counting the number of transfers each year toward the maximum number of free transfers. We do not deduct a charge for participating in an Automatic Rebalancing program. Participation in the Automatic Rebalancing program may be restricted if you are enrolled in certain other optional programs. Sub-accounts that are part of a Systematic Withdrawal program or Dollar Cost Averaging program will be excluded from an Automatic Rebalancing program.

If you are participating in an optional living benefit (such as Highest Daily Lifetime 6 Plus) that makes transfers under a pre-determined mathematical formula, and you elected automatic rebalancing; you should be aware that: (a) the AST bond portfolio used as part of the pre-determined mathematical formula will not be included as part of automatic rebalancing and (b) the operation of the formula may result in the rebalancing not conforming to the percentage allocations that you specified originally as part of your Automatic Rebalancing Program.

ARE ANY ASSET ALLOCATION PROGRAMS AVAILABLE?

Yes. Certain “static asset allocation programs” are provided by LPL Financial Corporation, (“LPL”), the firm selling the Annuity. Initially, you may be required to enroll in an available asset allocation program if you purchase one of the Annuities. Additionally, certain optional benefits require your Account Value be maintained in a model in the asset allocation program. These programs are considered static because once you have selected a model portfolio, the Sub-accounts and the percentage of contract value allocated to each Sub-account cannot be changed without your consent and direction. The programs are available at no additional charge. Under these programs, the Sub-account for each asset class in each model portfolio is designated for you. Under the programs, the values in the Sub-accounts will be rebalanced periodically back to the indicated percentages for the applicable asset class within the model portfolio that you have selected. The programs are offered by LPL. We have not designed the models or the program, and we are not responsible for them. Our role is limited to administering the model you select. For more information on the asset allocation programs see the Appendix entitled “Additional Information on the Asset Allocation Programs.”

Asset allocation is a sophisticated method of diversification, which allocates assets among asset classes in order to manage investment risk and enhance returns over the long term. However, asset allocation does not guarantee a profit or protect against a loss. No personalized investment advice is provided in connection with the asset allocation programs and you should not rely on these programs as providing individualized investment recommendations to you. The asset allocation programs do not guarantee better investment

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results. LPL reserves the right to terminate or change the programs at any time. We reserve the right to change the way in which we administer the program you have selected with your LPL Financial Professional, and we reserve the right to terminate our administration of the programs. You should consult with your LPL Financial Professional before electing any asset allocation program.

WHAT IS THE BALANCED INVESTMENT PROGRAM?

We offer a balanced investment program where a portion of your Account Value is allocated to a Fixed Allocation and the remaining Account Value is allocated to the Sub-accounts that you select. When you enroll in the Balanced Investment Program, you choose the duration that you wish the program to last. This determines the duration of the Guarantee Period for the Fixed Allocation. Based on the fixed rate for the Guarantee Period chosen, we calculate the portion of your Account Value that must be allocated to the Fixed Allocation to grow to a specific “principal amount” (such as your initial Purchase Payment). We determine the amount based on the rates then in effect for the Guarantee Period you choose. If you continue the program until the end of the Guarantee Period and make no withdrawals or transfers, at the end of the Guarantee Period, the Fixed Allocation will have grown to equal the “principal amount”. Withdrawals or transfers from the Fixed Allocation before the end of the Guarantee Period will terminate the program and may be subject to a Market Value Adjustment (which may be positive or negative). You can transfer the Account Value that is not allocated to the Fixed Allocation between any of the Sub-accounts available under your Annuity. Account Value you allocate to the Sub-accounts is subject to market fluctuations and may increase or decrease in value. We do not deduct a charge for participating in the Balanced Investment Program.

Example

Assume you invest $100,000. You choose a 10-year program and allocate a portion of your Account Value to a Fixed Allocation with a 10-year Guarantee Period. The rate for the 10-year Guarantee Period is 2.50%*. Based on the fixed interest rate for the Guarantee Period chosen, the factor is 0.781198 for determining how much of your Account Value will be allocated to the Fixed Allocation. That means that $78,120 will be allocated to the Fixed Allocation and the remaining Account Value ($21,880) will be allocated to the Sub-accounts. Assuming that you do not make any withdrawals or transfers from the Fixed Allocation, it will grow to $100,000 at the end of the Guarantee Period. Of course we cannot predict the value of the remaining Account Value that was allocated to the Sub-accounts.

*	The rate in this example is hypothetical and may not reflect the current rate for Guarantee Periods of this duration.

MAY I GIVE MY FINANCIAL PROFESSIONAL PERMISSION TO FORWARD TRANSACTION INSTRUCTIONS?

Yes. Subject to our rules, your Financial Professional may forward instructions regarding the allocation of your Account Value, and request financial transactions involving investment options. If your Financial Professional has this authority, we deem that all transactions that are directed by your Financial Professional with respect to your Annuity have been authorized by you. You must contact us immediately if and when you revoke such authority. We will not be responsible for acting on instructions from your Financial Professional until we receive notification of the revocation of such person’s authority. We may also suspend, cancel or limit these privileges at any time. We will notify you if we do.

MAY I AUTHORIZE MY THIRD PARTY INVESTMENT ADVISOR TO MANAGE MY ACCOUNT?

Yes. You may engage your own investment advisor to manage your account. These investment advisors may be firms or persons who also are appointed by us, or whose affiliated broker-dealers are appointed by us, as authorized sellers of the Annuities. Even if this is the case, however, please note that the investment advisor you engage to provide advice and/or make transfers for you, is not acting on our behalf, but rather is acting on your behalf. We do not offer advice about how to allocate your Account Value under any circumstance. As such, we are not responsible for any recommendations such investment advisors make, any investment models or asset allocation programs they choose to follow or any specific transfers they make on your behalf. Please note that if you have engaged a third-party investment advisor to provide asset allocation services with respect to your Annuity, we may not allow you to elect an optional benefit that requires investment in an asset allocation Portfolio and/or that involves mandatory Account Value transfers (e.g. Highest Daily GRO).

It is your responsibility to arrange for the payment of the advisory fee charged by your investment advisor. Similarly, it is your responsibility to understand the advisory services provided by your investment advisor and the advisory fees charged for the services.

We or an affiliate of ours may provide administrative support to licensed, registered Financial Professionals or Investment advisors who you authorize to make financial transactions on your behalf. We may require Financial Professionals or investment advisors, who are authorized by multiple contract owners to make financial transactions, to enter into an administrative agreement with Prudential Annuities as a condition of our accepting transactions on your behalf. The administrative agreement may impose limitations on the Financial Professional’s or investment advisor’s ability to request financial transactions on your behalf. These limitations are intended to minimize the detrimental impact of a Financial Professional who is in a position to transfer large amounts of money for multiple clients in a particular Portfolio or type of portfolio or to comply with specific restrictions or limitations imposed by a Portfolio(s) of Prudential Annuities.

Please Note: Annuities where your Financial Professional or investment advisor has the authority to forward instruction on financial transactions are also subject to the restrictions on transfers between investment options that are discussed in the section entitled “ARE

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THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?” Since transfer activity directed by a Financial Professional or third party investment adviser may result in unfavorable consequences to all contract owners invested in the affected options, we reserve the right to limit the investment options available to a particular Owner where such authority as described above has been given to a Financial Professional or investment advisor or impose other transfer restrictions we deem necessary. The administrative agreement may limit the available investment options, require advance notice of large transactions, or impose other trading limitations on your Financial Professional. Your Financial Professional will be informed of all such restrictions on an ongoing basis. We may also require that your Financial Professional transmit all financial transactions using the electronic trading functionality available through our Internet website (www.prudentialannuities.com).

Limitations that we may impose on your Financial Professional or investment advisor under the terms of the administrative agreement do not apply to financial transactions requested by an Owner on their own behalf, except as otherwise described in this Prospectus.

HOW DO THE FIXED ALLOCATIONS WORK?

We credit a fixed interest rate to the Fixed Allocation throughout a set period of time called a “Guarantee Period.” (Note that the discussion in this section of Guarantee Periods is not applicable to the DCA Fixed Allocations, or the Benefit Fixed Rate Account). Fixed Allocations currently are offered with Guarantee Periods from 1 to 10 years. We may make Fixed Allocations of different durations available in the future, including Fixed Allocations offered exclusively for use with certain optional investment programs. Fixed Allocations may not be available in all states and may not always be available for all Guarantee Periods depending on market factors and other considerations.

The interest rate credited to a Fixed Allocation is the rate in effect when the Guarantee Period begins and does not change during the Guarantee Period. The rates are an effective annual rate of interest. We determine, in our sole discretion, the interest rates for the various Guarantee Periods. At the time that we confirm your Fixed Allocation, we will advise you of the interest rate in effect and the date your Fixed Allocation matures. We may change the rates we credit new Fixed Allocations at any time. Any change in interest rate does not affect Fixed Allocations that were in effect before the date of the change. To inquire as to the current rates for Fixed Allocations, please call 1-888-PRU-2888.

A Guarantee Period for a Fixed Allocation begins:

■	when all or part of a net Purchase Payment is allocated to that particular Guarantee Period;
■	upon transfer of any of your Account Value to a Fixed Allocation for that particular Guarantee Period; or
■	when you “renew” a Fixed Allocation by electing a new Guarantee Period.

To the extent permitted by law, we may establish different interest rates for Fixed Allocations offered to a class of Owners who choose to participate in various optional investment programs we make available. This may include, but is not limited to, Owners who elect to use Fixed Allocations under a dollar cost averaging program (see “Do You Offer Dollar Cost Averaging?”) or the Balanced Investment Program.

The interest rate credited to Fixed Allocations offered to this class of purchasers may be different than those offered to other purchasers who choose the same Guarantee Period but who do not participate in an optional investment program. Any such program is at our sole discretion.

Prudential Annuities may offer Fixed Allocations with Guarantee Periods of 3 months or 6 months exclusively for use as a short-term Fixed Allocation (“Short-term Fixed Allocations”). Short-term Fixed Allocations may only be established with your initial Purchase Payment or additional Purchase Payments. You may not transfer existing Account Value to a Short-term Fixed Allocation. We reserve the right to terminate offering these special purpose Fixed Allocations at any time.

On the Maturity Date of the Short-term Fixed Allocation, the Account Value will be transferred to the Sub-account(s) you choose at the inception of the program. If no instructions are provided, such Account Value will be transferred to the AST Money Market Sub-account. Short-term Fixed Allocations may not be renewed on the Maturity Date. If you surrender the Annuity or transfer any Account Value from the Short-term Fixed Allocation to any other investment option before the end of the Guarantee Period, a Market Value Adjustment will apply.

HOW DO YOU DETERMINE RATES FOR FIXED ALLOCATIONS?

We do not have a specific formula for determining the fixed interest rates for Fixed Allocations. Generally the interest rates we offer for Fixed Allocations will reflect the investment returns available on the types of investments we make to support our fixed rate guarantees. These investment types may include cash, debt securities guaranteed by the United States government and its agencies and instrumentalities, money market instruments, corporate debt obligations of different durations, private placements, asset-backed obligations and municipal bonds. In determining rates we also consider factors such as the length of the Guarantee Period for the Fixed Allocation, regulatory and tax requirements, liquidity of the markets for the type of investments we make, commissions, administrative and investment expenses, our insurance risks in relation to the Fixed Allocations, general economic trends and competition. Some of these considerations are similar to those we consider in determining the Insurance Charge that we deduct from

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Account Value allocated to the Sub-accounts. For some of the same reasons that we deduct the Insurance Charge against the Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Allocations, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would.

We will credit interest on a new Fixed Allocation in an existing Annuity at a rate not less than the rate we are then crediting to Fixed Allocations for the same Guarantee Period selected by new Annuity purchasers in the same class.

The interest rate we credit for a Fixed Allocation may be subject to a minimum. Please refer to the Statement of Additional Information. In certain states the interest rate may be subject to a minimum under state law or regulation.

HOW DOES THE MARKET VALUE ADJUSTMENT WORK?

If you transfer or withdraw Account Value from a MVA Fixed Allocation more than 30 days before the end of its Guarantee Period, we will adjust the value of your investment based on a formula, called a “Market Value Adjustment” or “MVA”. The amount of any Market Value Adjustment can be either positive or negative, depending on the movement of a combination of Strip Yields on Strips and an Option-adjusted Spread (each as defined below) between the time that you purchase the Fixed Allocation and the time you make a transfer or withdrawal. The Market Value Adjustment formula compares the combination of Strip Yields for Strips and the Option-adjusted Spreads as of the date the Guarantee Period began with the combination of Strip Yields for Strips and the Option-adjusted Spreads as of the date the MVA is being calculated. Any Market Value Adjustment that applies will be subject to our rules for complying with applicable state law.

■	“Strips” are a form of security where ownership of the interest portion of United States Treasury securities are separated from ownership of the underlying principal amount or corpus.
■	“Strip Yields” are the yields payable on coupon Strips of United States Treasury securities.
■

“Option-adjusted Spread” is the difference between the yields on corporate debt securities (adjusted to disregard options on such securities) and government debt securities of comparable duration. We currently use the Merrill Lynch 1 to 10 year Investment Grade Corporate Bond Index of Option-adjusted Spreads.

MVA Formula

The MVA formula is applied separately to each MVA Fixed Allocation to determine the Account Value of the MVA Fixed Allocation on a particular date. The formula is as follows:

[(1+I) / (1+J+0.0010)]^(N/365)

where:

I is the Strip Yield as of the start date of the Guarantee Period for coupon Strips maturing at the end of the applicable Guarantee Period plus the Option-adjusted Spread. If there are no Strips maturing at that time, we will use the Strip Yield for the Strips maturing as soon as possible after the Guarantee Period ends.

J is the Strip Yield as of the date the MVA formula is being applied for coupon Strips maturing at the end of the applicable Guarantee Period plus the Option-adjusted Spread. If there are no Strips maturing at that time, we will use the Strip Yield for the Strips maturing as soon as possible after the Guarantee Period ends.

N is the number of days remaining in the original Guarantee Period.

The denominator of the MVA formula includes a factor, currently equal to 0.0010 or 0.10%. It is an adjustment that is applied when an MVA is assessed (regardless of whether the MVA is positive or negative) and, relative to when no factor is applied, will reduce the amount being surrendered or transferred from the MVA Fixed Allocation.

If you surrender your Annuity under the right to cancel provision, the MVA formula is:

[(1 + I)/(1 + J)]^(N/365 )

MVA Examples

The following hypothetical examples show the effect of the MVA in determining Account Value. Assume the following:

■

You allocate $50,000 into a MVA Fixed Allocation (we refer to this as the “Allocation Date” in these examples) with a Guarantee Period of 5 years (we refer to this as the “Maturity Date” in these examples).

■	The Strip Yields for coupon Strips beginning on Allocation Date and maturing on Maturity Date plus the Option-adjusted Spread is 5.50% (I = 5.50%).
■	You make no withdrawals or transfers until you decide to withdraw the entire MVA Fixed Allocation after exactly three (3) years, at which point 730 days remain before the Maturity Date (N = 730).

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Example Of Positive MVA

Assume that at the time you request the withdrawal, the Strip Yields for Strips maturing on the Maturity Date plus the Option-adjusted Spread is 4.00% (J = 4.00%). Based on these assumptions, the MVA would be calculated as follows:

MVA Factor = [(1+I)/(1+J+0.0010)]^(N/365) = [1.055/1.041]2 /= 1.027078

Interim Value = $57,881.25

Account Value after MVA = Interim Value × MVA Factor = $59,448.56

Example Of Negative MVA

Assume that at the time you request the withdrawal, the Strip Yields for Strips maturing on the Maturity Date plus the Option-adjusted Spread is 7.00% (J = 7.00%). Based on these assumptions, the MVA would be calculated as follows:

MVA Factor = [(1+I)/(1+J+0.0010)]^(N/365) = [1.055/1.071]2 = 0.970345

Interim Value = $57,881.25

Account Value after MVA = Interim Value × MVA Factor = $56,164.78

WHAT HAPPENS WHEN MY GUARANTEE PERIOD MATURES?

The “Maturity Date” for a MVA Fixed Allocation is the last day of the Guarantee Period (note that the discussion in this section of Guarantee Periods is not applicable to the DCA Fixed Allocations and the Benefit Fixed Rate Account). Before the Maturity Date, you may choose to renew the MVA Fixed Allocation for a new Guarantee Period of the same or different length or you may transfer all or part of that MVA Fixed Allocation’s Account Value to another MVA Fixed Allocation or to one or more Sub-accounts. We will not charge a MVA if you choose to renew a MVA Fixed Allocation on its Maturity Date or transfer the Account Value to one or more Sub-accounts. We will notify you before the end of the Guarantee Period about the fixed interest rates that we are currently crediting to all MVA Fixed Allocations that are being offered. The rates being credited to Fixed Allocations may change before the Maturity Date.

If you do not specify how you want a Fixed Allocation to be allocated on its Maturity Date, we will then transfer the Account Value of the Fixed Allocation to the AST Money Market Sub-account. You can then elect to allocate the Account Value to any of the Sub-accounts or to a new Fixed Allocation.

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ACCESS TO ACCOUNT VALUE

WHAT TYPES OF DISTRIBUTIONS ARE AVAILABLE TO ME?

During the accumulation period you can access your Account Value through partial withdrawals, Systematic Withdrawals, and where required for tax purposes, Required Minimum Distributions. You can also surrender your Annuity at any time. Depending on your instructions, we may deduct a portion of the Account Value being withdrawn or surrendered as a CDSC, if applicable. If you surrender your Annuity, in addition to any CDSC, we may deduct the Annual Maintenance Fee, any Tax Charge that applies and the charge for any optional benefits. We may also apply a Market Value Adjustment to MVA Fixed Allocations being withdrawn or surrendered. Certain amounts may be available to you each Annuity Year that are not subject to a CDSC. These are called “Free Withdrawals.” Unless you notify us differently, as permitted, withdrawals are taken pro-rata based on the Account Value in the investment options at the time we receive your withdrawal request. Each of these types of distributions is described more fully below.

ARE THERE TAX IMPLICATIONS FOR DISTRIBUTIONS FROM NON-QUALIFIED ANNUITIES?

During The Accumulation Period

A distribution during the accumulation period is deemed to come first from any “gain” in your Annuity and second as a return of your “tax basis”, if any. Distributions from your Annuity are generally subject to ordinary income taxation on the amount of any investment gain unless the distribution qualifies as a non-taxable exchange or transfer. If you take a distribution prior to the taxpayer’s age 59 1/2, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain. You may wish to consult a professional tax advisor for advice before requesting a distribution.

During The Annuitization Period

During the annuitization period, a portion of each annuity payment is taxed as ordinary income at the tax rate you are subject to at the time of the payment. The Code and regulations have “exclusionary rules” that we use to determine what portion of each annuity payment should be treated as a return of any tax basis you have in your Annuity. Once the tax basis in your Annuity has been distributed, the remaining annuity payments are taxable as ordinary income. The tax basis in your Annuity may be based on the tax-basis from a prior contract in the case of a 1035 exchange or other qualifying transfer.

There may also be tax implications on distributions from qualified Annuities. See “Tax Considerations” for information about qualified Annuities and for additional information about non-qualified Annuities.

CAN I WITHDRAW A PORTION OF MY ANNUITY?

Yes, you can make a withdrawal during the accumulation period.

■

To meet liquidity needs, you can withdraw a limited amount from your Annuity during each Annuity Year without application of any CDSC. We call this the “Free Withdrawal” amount. The Free Withdrawal amount is not available if you choose to surrender your Annuity. Amounts withdrawn as a Free Withdrawal do not reduce the amount of CDSC that may apply upon a subsequent withdrawal or surrender of your Annuity. After any partial withdrawal, your Annuity must have a Surrender Value of at least $1,000, or we may treat the partial withdrawal request as a request to fully surrender your annuity. The minimum Free Withdrawal you may request is $100.

■	You can also make withdrawals in excess of the Free Withdrawal amount. The minimum partial withdrawal you may request is $100.

To determine if a CDSC applies to partial withdrawals, we:

1.	First determine what, if any, amounts qualify as a Free Withdrawal. These amounts are not subject to the CDSC.
2.	Next determine what, if any, remaining amounts are withdrawals of purchase payments. Amounts in excess of the Free Withdrawal amount will be treated as withdrawals of purchase payments unless all purchase payments have been previously withdrawn. These amounts are subject to the CDSC. Purchase payments are withdrawn on a first in, first out basis.
3.	Withdraw any remaining amounts from any other Account Value. These amounts are not subject to the CDSC.

You may request a withdrawal for an exact dollar amount after deduction of any CDSC that applies (called a “net withdrawal”) or request a gross withdrawal from which we will deduct any CDSC that applies, resulting in less money being payable to you than the amount you requested. If you request a net withdrawal, the amount deducted from your Account Value to pay the CDSC may also be subject to a CDSC.

Partial withdrawals may also be available following annuitization but only if you choose certain annuity payment options. (Note, however, that we do not permit commutation once annuity payments have commenced).

To request the forms necessary to make a withdrawal from your Annuity, call 1-888-PRU-2888 or visit our Internet Website at www.prudentialannuities.com.

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HOW MUCH CAN I WITHDRAW AS A FREE WITHDRAWAL?

The maximum Free Withdrawal amount during each Annuity Year is equal to 10% of all purchase payments that are subject to a CDSC. Withdrawals made within an Annuity Year reduce the Free Withdrawal amount available for the remainder of the Annuity Year. If you do not make a withdrawal during an Annuity Year, you are not allowed to carry over the Free Withdrawal amount to the next Annuity Year.

CAN I MAKE PERIODIC WITHDRAWALS FROM MY ANNUITY DURING THE ACCUMULATION PERIOD?

Yes. Our systematic withdrawal program is an administrative program designed for you to withdraw a specified amount from your Annuity on an automated basis at the frequency you select (“systematic withdrawals”). This program is available to you at no additional charge. We may cease offering this program or change the administrative rules related to the program at any time on a non-discriminatory basis.

You may not have a systematic withdrawal program, as described in this section, if you are receiving substantially equal periodic payments under Sections 72(t) and 72(q) of the Internal Revenue Code or Required Minimum Distributions.

You may terminate your systematic withdrawal program at any time. Ownership changes to, and assignment of, your Annuity will terminate any systematic withdrawal program on the Annuity as of the effective date of the change or assignment. Requesting partial withdrawals while you have a systematic withdrawal program may also terminate your systematic withdrawal program as described below.

Systematic withdrawals can be made from your Account Value allocated to the Sub-accounts or certain MVA Options. Please note that systematic withdrawals may be subject to any applicable CDSC and/or an MVA. We will determine whether a CDSC applies and the amount in the same way as we would for a partial withdrawal.

The minimum amount for each systematic withdrawal is $100. If any scheduled systematic withdrawal is for less than $100 (which may occur under a program that provides payment of an amount equal to the earnings in your Annuity for the period requested), we may postpone the withdrawal and add the expected amount to the amount that is to be withdrawn on the next scheduled systematic withdrawal.

If you do not have an optional benefit, we will withdraw systematic withdrawals from the Investment Options you have designated (your “designated Investment Options”). If you do not designate Investment Options for systematic withdrawals, we will withdraw systematic withdrawals pro rata based on the Account Value in the Investment Options at the time we pay out your withdrawal. “Pro rata” means that the percentage of each Investment Option withdrawn is the same percentage that the Investment Option bears to the total Account Value. For any scheduled systematic withdrawal for which you have elected a specific dollar amount and have specified percentages to be withdrawn from your designated Investment Options, if the amounts in your designated Investment Options cannot satisfy such instructions, we will withdraw systematic withdrawals pro rata (as described above) based on the Account Value across all of your Investment Options.

If you have a Guaranteed Lifetime Minimum Withdrawal Benefit or the Guaranteed Minimum Withdrawal Benefit (GMWB) and elect, or have elected, to receive withdrawals under the benefit using our systematic withdrawal program, please be advised of the current administrative rules associated with this program:

■	Excluding Lifetime Five and GMWB, systematic withdrawals must be taken from your Account Value on a pro rata basis from the Investment Options at the time we process each withdrawal.
■

If you either have an existing or establish a new systematic withdrawal program for a) your Annual Income Amount, Annual Withdrawal Amount (only applicable to Lifetime Five), Protected Annual Withdrawal Amount (only applicable to GMWB) or LIA Amount (only applicable to a Lifetime Income Accelerator Benefit) or b) for a designated amount that is less than your Annual Income Amount or Protected Annual Withdrawal Amount, and we receive a request for a partial withdrawal from your Annuity in Good Order, we will process your partial withdrawal request and may cancel your systematic withdrawal program.

■

If you either have or establish a new systematic withdrawal program for an amount greater than your Annual Income Amount, Protected Annual Withdrawal Amount or LIA Amount, it is important to note that these systematic withdrawals may result in Excess Income which will negatively impact your guaranteed withdrawal amounts available in future Annuity Years. Taking partial withdrawals in addition to your systematic withdrawal program will further increase the impact on your future guaranteed withdrawal amounts.

■	For a discussion of how a withdrawal of Excess Income would impact your optional living benefits, see “Living Benefits” later in this prospectus.

Gross Withdrawal or Net Withdrawal. Generally, you can request either a gross withdrawal or a net withdrawal. If, however, you are taking your withdrawal under your living benefit as described above through our Systematic Withdrawal program, you will only be permitted to take that withdrawal on a gross basis. In a gross withdrawal, you request a specific withdrawal amount with the understanding that the amount you actually receive is reduced by an applicable CDSC or tax withholding. In a net withdrawal, you request a withdrawal for an exact dollar amount with the understanding that any applicable deduction for CDSC or tax withholding is taken from your Account Value. This means that an amount greater than the amount of your requested withdrawal will be deducted from

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your Unadjusted Account Value. To make sure that you receive the full amount requested, we calculate the entire amount, including the amount generated due to the CDSC or tax withholding, that will need to be withdrawn. We then apply the CDSC or tax withholding to that entire amount. As a result, you will pay a greater CDSC or have more tax withheld if you elect a net withdrawal.

DO YOU OFFER A PROGRAM FOR WITHDRAWALS UNDER SECTION 72(t) OF THE INTERNAL REVENUE CODE?

Yes. If your Annuity is used as a funding vehicle for certain retirement plans that receive special tax treatment under Sections 401, 403(b), 408 or 408A of the Code, Section 72(t) of the Code may provide an exception to the 10% penalty tax on distributions made prior to age 59  1/2 if you elect to receive distributions as a series of “substantially equal periodic payments.” Distributions received under these provisions in any Annuity Year that exceed the maximum amount available as a free withdrawal will be subject to any applicable CDSC. We may apply a Market Value Adjustment to any MVA Fixed Allocations. To request a program that complies with Section 72(t), you must provide us with certain required information in writing on a form acceptable to us. We may require advance notice to allow us to calculate the amount of 72(t) withdrawals. The Surrender Value of your Annuity must be at least $20,000 before we will allow you to begin a program for withdrawals under Section 72(t). The minimum amount for any such withdrawal is $100 and payments may be made monthly, quarterly, semi-annually or annually.

You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments before age 59 1/2 that are not subject to the 10% penalty.

WHAT ARE REQUIRED MINIMUM DISTRIBUTIONS AND WHEN WOULD I NEED TO MAKE THEM?

(See “Tax Considerations” for a further discussion of Required Minimum Distributions.)

Required Minimum Distributions are a type of Systematic Withdrawal we allow to meet distribution requirements under Sections 401, 403(b) or 408 of the Code. Required Minimum Distribution rules do not apply to Roth IRAs during the Owner’s lifetime. Under the Code, you may be required to begin receiving periodic amounts from your Annuity. In such case, we will allow you to make Systematic Withdrawals in amounts that satisfy the Required Minimum Distribution rules under the Code. We do not assess a CDSC on Required Minimum Distributions from your Annuity if you are required by law to take such Required Minimum Distributions from your Annuity at the time it is taken, provided the amount withdrawn is the amount we calculate as the RMD and is paid out through a program of systematic withdrawals that we make available. However, a CDSC (if applicable) may be assessed on that portion of a Systematic Withdrawal that is taken to satisfy the Required Minimum Distribution provisions in relation to other savings or investment plans under other qualified retirement plans not maintained with Prudential Annuities. However, no MVA may be assessed on a withdrawal taken to meet RMD requirements applicable to your Annuity.

The amount of the Required Minimum Distribution for your particular situation may depend on other annuities, savings or investments. We will only calculate the amount of your Required Minimum Distribution based on the value of your Annuity. We require three (3) days advance written notice to calculate and process the amount of your payments. You may elect to have Required Minimum Distributions paid out monthly, quarterly, semi-annually or annually. The $100 minimum amount that applies to Systematic Withdrawals applies to monthly Required Minimum Distributions but does not apply to Required Minimum Distributions taken out on a quarterly, semi-annual or annual basis.

You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a continued means of receiving income payments and satisfying the Required Minimum Distribution provisions under the Code.

Please see “Highest Daily Lifetime 6 Plus” under the subsection “Required Minimum Distributions” for further information relating to Required Minimum Distributions if you own that benefit.

CAN I SURRENDER MY ANNUITY FOR ITS VALUE?

Yes. During the accumulation period you can surrender your Annuity at any time. Upon surrender, you will receive the Surrender Value. Upon surrender of your Annuity, you will no longer have any rights under the surrendered Annuity.

For purposes of calculating any applicable CDSC on surrender, the purchase payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior withdrawals under the Free Withdrawal provision or if your Account Value has declined in value due to negative market performance. In that scenario, we would determine the CDSC amount as the applicable percentage of the purchase payments being withdrawn, rather than as a percentage of the remaining Account Value or withdrawal request. Thus, the CDSC would be greater than if it were calculated as a percentage of remaining Account Value or withdrawal amount. We may apply a Market Value Adjustment to any MVA Fixed Allocations.

Under certain annuity payment options, you may be allowed to surrender your Annuity for its then current value.

To request the forms necessary to surrender your Annuity, call 1-888-PRU-2888 or visit our Internet Website at www.prudentialannuities.com.

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We apply as a threshold, in certain circumstances, a minimum Surrender Value of $1,000. If you purchase an Annuity without a lifetime guaranteed minimum withdrawal benefit, we will not allow you to take any withdrawals that would cause your Annuity’s Account Value, after taking the withdrawal, to fall below the minimum Surrender Value. Likewise, if you purchase an Annuity with certain lifetime guaranteed minimum withdrawal benefits, we will not allow you to take a Non-Lifetime Withdrawal (see “Living Benefits”) that would cause your Annuity’s Account Value, after taking the withdrawal, to fall below the minimum Surrender Value.

WHAT IS A MEDICALLY-RELATED SURRENDER AND HOW DO I QUALIFY?

Where permitted by law, you may request to surrender all or part of your Annuity prior to the Annuity Date without application of any otherwise applicable CDSC upon occurrence of a medically-related “Contingency Event” as described below. (a “Medically-Related Surrender”). The requirements of such a surrender and waiver may vary by state.

We may apply a Market Value Adjustment to any MVA Fixed Allocations. If you request a full surrender, the amount payable will be your Account Value minus (a) the amount of any Credits applied within 12 months prior to your request to surrender your Annuity under this provision (or as otherwise stipulated by applicable State law); and (b) the amount of any Credits added in conjunction with any purchase payments received after our receipt of your request for a Medically-Related Surrender (e.g. purchase payments received at such time pursuant to a salary reduction program). With respect to partial surrenders, we similarly reserve the right to take back Credits as described above (if allowed by State law).

This waiver of any applicable CDSC is subject to our rules in place at the time of your request, which currently include but are not limited to the following:

■	The Annuitant must have been named or any change of Annuitant must have been accepted by us, prior to the “Contingency Event” described below in order to qualify for a Medically-Related Surrender;
■	the Annuitant must be alive as of the date we pay the proceeds of such surrender request;
■	if the Owner is one or more natural persons, all such Owners must also be alive at such time;
■	we must receive satisfactory proof of the Annuitant’s confinement in a Medical Care Facility or Fatal Illness in writing on a form satisfactory to us; and
■	no additional purchase payments can be made to the Annuity

A “Contingency Event” occurs if the Annuitant is:

■	first confined in a “Medical Care Facility” while your Annuity is in force and remains confined for at least 90 days in a row; or
■	first diagnosed as having a “Fatal Illness” while your Annuity is in force.

The definitions of “Medical Care Facility” and “Fatal Illness,” as well as additional terms and conditions, are provided in your Annuity. This waiver is not available in Massachusetts.

WHAT TYPES OF ANNUITY OPTIONS ARE AVAILABLE?

We currently make available annuity options that provide fixed annuity payments. Your Annuity provides certain fixed annuity payment options. We do not guarantee to continue to make available or any other option other than the fixed annuity payment options set forth in your Annuity. Fixed options provide the same amount with each payment. Adjustable options provide a fixed payment that is periodically adjusted based on current interest rates. Please refer to the “Living Benefits” section below for a description of annuity options that are available when you elect one of the living benefits. For additional information on annuity payment options you may request a Statement of Additional Information. You must annuitize your entire Account Value; partial annuitizations are not allowed.

You may choose an Annuity Date, an annuity option and the frequency of annuity payments. You may change your choices before the Annuity Date under the terms of your contract. A maximum Annuity Date may be required by law or under the terms of your Annuity. The Annuity Date may depend on the annuity option you choose. Certain annuity options may not be available depending on the age of the Annuitant. See section below entitled “How and When Do I Choose the Annuity Payment Option?”

Certain of these annuity options may be available as “settlement options” to Beneficiaries who choose to receive the Death Benefit proceeds as a series of payments instead of a lump sum payment.

Please note, with respect to Optimum XTra, you may not annuitize within the first three Annuity Years.

Option 1

Payments for Life: Under this option, income is payable periodically until the death of the “Key Life”. The “Key Life” (as used in this section) is the person or persons upon whose life annuity payments are based. No additional annuity payments are made after the death of the Key Life. Since no minimum number of payments is guaranteed, this option offers the largest amount of periodic payments of the life contingent annuity options. It is possible that only one payment will be payable if the death of the Key Life occurs before the date the second payment was due, and no other payments nor death benefits would be payable. Under this option, you cannot make a partial or full surrender of the annuity.

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Option 2

Payments Based on Joint Lives: Under this option, income is payable periodically during the joint lifetime of two key lives, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the survivor’s death. No minimum number of payments is guaranteed under this option. It is possible that only one payment will be payable if the death of all the Key Lives occurs before the date the second payment was due, and no other payments or death benefits would be payable. Under this option, you cannot make a partial or full surrender of the annuity.

Option 3

Payments for Life with a Certain Period: Under this option, income is payable until the death of the Key Life. However, if the key life dies before the end of the period selected (5, 10 or 15 years), the remaining payments are paid to the Beneficiary until the end of such period. Under this option, you cannot make a partial or full surrender of the annuity. If this Annuity is issued as a Qualified Annuity contract and annuity payments begin after age 92, then this Option will be modified to permit a period certain that will end no later than the life expectancy of the annuitant defined under the IRS Required Minimum Distribution tables.

Option 4

Fixed Payments for a Certain Period: Under this option, income is payable periodically for a specified number of years. If the payee dies before the end of the specified number of years, the remaining payments are paid to the Beneficiary until the end of such period. Note that under this option, payments are not based on any assumptions of life expectancy. Therefore, that portion of the Insurance Charge assessed to cover the risk that key lives outlive our expectations provides no benefit to an Owner selecting this option. Under this option, you cannot make a partial or full surrender of the annuity.

We may make different annuity and settlement options available in the future. We do not guarantee to continue to make available any other option other than the fixed annuity payment options set forth in your contract.

HOW AND WHEN DO I CHOOSE THE ANNUITY PAYMENT OPTION?

Unless prohibited by law, we require that you elect either a life annuity or an annuity with a certain period of at least 5 years if any CDSC would apply were you to surrender your Annuity on the Annuity Date. Certain annuity payment options may not be available if your Annuity Date occurs during the period that a CDSC would apply.

You have a right to choose your Annuity Date provided it is no later than the maximum Annuity Date that may be required by law or under the terms of your Annuity.

If you choose to defer the Annuity Date beyond the default date, the IRS may not consider your contract to be an annuity under the tax law. If that should occur, all gain in your Annuity at that time will become immediately taxable to you. Further, each subsequent year’s increase in Account Value would be taxable in that year. By choosing to continue to defer after the default date, you will assume the risk that your Annuity will not be considered an annuity for federal income tax purposes.

Unless we agree otherwise, the Annuity Date you choose must be no later than the first day of the calendar month coinciding with or next following the later of the oldest Owner’s or Annuitant’s 95th birthday whichever occurs first, and the fifth anniversary of the Issue Date. If you do not provide us with your Annuity Date, the maximum date as described above will be the default date; and, unless you instruct us otherwise, we will pay you the annuity payments and the annuity payments, where allowed by law, will be calculated on a fixed basis under Option 3, Payments for Life with 10 years certain.

Please note that annuitization essentially involves converting your Account Value to an annuity payment stream, the length of which depends on the terms of the applicable annuity option. Thus, once annuity payments begin, your death benefit is determined solely under the terms of the applicable annuity payment option, and you no longer participate in any optional living benefit (unless you have annuitized under that benefit).

HOW ARE ANNUITY PAYMENTS CALCULATED?

Fixed Annuity Payments

If you choose to receive fixed annuity payments, you will receive equal fixed-dollar payments throughout the period you select. The amount of the fixed payment will vary depending on the annuity payment option and payment frequency you select. Generally, the first annuity payment is determined by multiplying the Account Value, minus any state premium taxes that may apply, by the factor determined from our table of annuity rates. The table of annuity rates differs based on the type of annuity chosen and the frequency of payment selected. Our rates will not be less than our guaranteed minimum rates. These guaranteed minimum rates are derived from the a2000 Individual Annuity Mortality Table with an assumed interest rate of 3% per annum. Where required by law or regulation, (e.g., Montana), such annuity table will have rates that do not differ according to the gender of the Key Life. Otherwise, the rates will differ according to the gender of the Key Life.

Adjustable Annuity Payments

We may make an adjustable annuity payment option available. Adjustable annuity payments are calculated similarly to fixed annuity payments except that on every fifth (5th) anniversary of receiving annuity payments, the annuity payment amount is adjusted upward or downward depending on the rate we are currently crediting to annuity payments. The adjustment in the annuity payment amount does not affect the duration of remaining annuity payments, only the amount of each payment.

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LIVING BENEFITS

DO YOU OFFER BENEFITS DESIGNED TO PROVIDE INVESTMENT PROTECTION FOR OWNERS WHILE THEY ARE ALIVE?

Prudential Annuities offers different optional benefits, for an additional charge, that can provide retirement income protection for Owners while they are alive. Notwithstanding the additional protection provided under the optional Living Benefit, the additional cost has the impact of reducing net performance of the investment options. Each optional benefit offers a distinct type of guarantee, regardless of the performance of the Sub-accounts, that may be appropriate for you depending on the manner in which you intend to make use of your Annuity while you are alive. We reserve the right to cease offering any of the living benefits. Depending on which optional benefit you choose, you can have flexibility to invest in the Sub-accounts while:

■	protecting a principal amount from decreases in value as of specified future dates due to investment performance;
■	taking withdrawals with a guarantee that you will be able to withdraw not less than a guaranteed benefit base over time;
■	guaranteeing a minimum amount of growth will be applied to your principal, if it is to be used as the basis for certain types of lifetime income payments or lifetime withdrawals; or
■	providing spousal continuation of certain benefits.

Guaranteed Return Option Plus II (GRO Plus II)

Highest Daily Guaranteed Return Option II (HD GRO II)

Guaranteed Return Option Plus 2008 (GRO Plus 2008)1

Highest Daily Guaranteed Return Option (Highest Daily GRO)1

Guaranteed Minimum Withdrawal Benefit (GMWB)1

Guaranteed Minimum Income Benefit (GMIB)1

Lifetime Five Income Benefit and Spousal Lifetime Five Income Benefit1

Highest Daily Lifetime Five Income Benefit1

Highest Daily Lifetime Seven Income Benefit1

Spousal Highest Daily Lifetime Seven Income Benefit1

Highest Daily Lifetime Seven with Beneficiary Income Option Income Benefit1

Highest Daily Lifetime Seven with Lifetime Income Accelerator Income Benefit1

Spousal Highest Daily Lifetime Seven with Beneficiary Income Option Income Benefit1

Highest Daily Lifetime 7 Plus Income Benefit1

Spousal Highest Daily Lifetime 7 Plus Income Benefit1

Highest Daily Lifetime 7 Plus with Beneficiary Income Option Benefit1

Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator Benefit1

Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option Benefit1

Highest Daily Lifetime 6 Plus Income Benefit1

Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator1

Spousal Highest Daily Lifetime 6 Plus Income Benefit1

1	No longer available for new elections.

Here is a general description of each kind of living benefit that exists under this Annuity:

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Guaranteed Minimum Accumulation Benefits. The common characteristic of these benefits is that a specified amount of your annuity value is guaranteed at some point in the future. For example, under our Highest Daily GRO II benefit, we make an initial guarantee that your annuity value on the day you start the benefit will not be any less ten years later. If your annuity value is less on that date, we use our own funds to give you the difference. Because the guarantee inherent in the guaranteed minimum accumulation benefit does not take effect until a specified number of years into the future, you should elect such a benefit only if your investment time horizon is of at least that duration. Please note that these guaranteed minimum accumulation benefits require your participation in certain predetermined mathematical formulas that may transfer your Account Value between certain permitted Sub-accounts and a bond portfolio Sub-account. The portfolio restrictions and the use of each formula may reduce the likelihood that we will be required to make payments to you under the living benefits.

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Guaranteed Minimum Income Benefit or (“GMIB”). As discussed elsewhere in this Prospectus, you have the right under your Annuity to ask us to convert your accumulated annuity value into a series of annuity payments. Generally, the smaller the amount of your annuity value, the smaller the amount of your annuity payments. GMIB addresses this risk, by guaranteeing a certain amount of appreciation in the amount used to produce annuity payments. Thus, even if your annuity value goes down in value, GMIB guarantees that the amount we use to determine the amount of the annuity payments will go up in value by the prescribed amount. You should select GMIB only if you are prepared to delay your annuity payments for the required waiting period and if you anticipate needing annuity payments. This benefit is no longer available for new elections.

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Guaranteed Minimum Withdrawal Benefit or (“GMWB”). This benefit is designed for someone who wants to access the annuity’s value through withdrawals over time, rather than by annuitizing. This benefit guarantees that a specified amount will be available for withdrawal over time, even if the value of the annuity itself has declined. Please note that there is a maximum Annuity Date under your Annuity, by which date annuity payments must commence. This benefit is no longer available for new elections.

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Lifetime Guaranteed Minimum Withdrawal Benefits. These benefits also are designed for someone who wants to access the annuity’s value through withdrawals over time, rather than by annuitizing. These benefits differ, however, in that the withdrawal amounts are guaranteed for life (or until the second to die of spouses). The way that we establish the guaranteed amount that, in turn, determines the amount of the annual lifetime payments varies among these benefits. Under our Highest Daily Lifetime 6 Plus benefit, for example, the guaranteed amount generally is equal to your highest daily Account Value, appreciated at six percent annually. Please note that there is a maximum Annuity Date under your Annuity, by which date annuity payments must commence. Certain of these benefits are no longer available for new elections. Under any of the Guaranteed Lifetime Withdrawal Benefits (e.g., Highest Daily Lifetime 6 Plus), withdrawals in excess of the Annual Income Amount, called “Excess Income,” will result in a permanent reduction in future guaranteed withdrawal amounts. If you purchased your contract in New York and wish to withdraw Excess Income but are uncertain how it will impact your future guaranteed withdrawal amounts, you may contact us prior to requesting the withdrawal to obtain a personalized, transaction-specific calculation showing the effect of taking the withdrawal.

Finally, please note that certain of these benefits require your participation in a predetermined mathematical formula that may transfer your Account Value between certain permitted Sub-accounts and a bond portfolio Sub-account (or the general account, for one of the benefits). Although not guaranteed, the optional living benefit investment requirements and the applicable formula are designed to reduce the difference between your Account Value and our liability under the benefit. Minimizing such difference generally benefits us by decreasing the risk that we will use our own assets to make benefit payments to you. Though the investment requirements and formulas are designed to reduce risk, they do not guarantee any appreciation of your Account Value. In fact, they could mean that you miss appreciation opportunities in other investment options. We are not providing you with investment advice through the use of any of the formulas. In addition, the formulas do not constitute an investment strategy that we are recommending to you.

In general, with respect to our lifetime guaranteed withdrawal benefits (e.g., Highest Daily Lifetime 6 Plus), please be aware that although a given withdrawal may qualify as a free withdrawal for purposes of not incurring a CDSC, the amount of the withdrawal could exceed the Annual Income Amount under the benefit and thus be deemed “Excess Income” – thereby reducing your Annual Income Amount for future years.

Please refer to the benefit descriptions that follow for a complete description of the terms, conditions and limitations of each optional benefit. Investment restrictions apply if you elect certain optional living benefits. We reserve the right to terminate such benefit if you allocate funds into non-permitted Investment Options. You should consult with your Financial Professional to determine if any of these optional benefits may be appropriate for you based on your financial needs. There are many factors to consider, but we note that among them you may want to evaluate the tax implications of these different approaches to meeting your needs, both between these benefits and in comparison to other potential solutions to your needs (e.g., comparing the tax implications of the withdrawal benefit and annuity payments).

Certain living benefits involve your participation in a pre-determined mathematical formula that may transfer your Account Value between the Sub-accounts you have chosen and certain bond portfolio Sub-accounts of AST and/or our general account. The formulas may differ among the living benefits that employ a formula. Such different formulas may result in different transfers of Account Value over time.

Termination of Existing Benefits and Election of New Benefits.

If you currently own an Annuity with an optional living benefit that is terminable, you may terminate the benefit rider and elect one of the currently available benefits, subject to availability of the benefit at that time and our then current rules. There is currently no waiting period (you may elect a new benefit beginning on the next Valuation Day) to elect any living benefit once a living benefit is terminated provided that the benefit being elected is available for election post-issue. We reserve the right to waive, change and/or further limit availability and election frequencies in the future. Check with your Financial Professional regarding the availability of re-electing or electing a benefit and any waiting period. The benefit you re-elect or elect may be more expensive than the benefit you are terminating. Note that once you terminate an existing benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. You should carefully consider whether terminating your existing benefit and electing a new benefit is appropriate for you.

Prior to a recent Supreme Court decision, and consistent with Section 3 of the federal Defense of Marriage Act (“DOMA”), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in United States v. Windsor, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing for federal law purposes a valid same sex marriage. The Windsor decision means that the favorable tax benefits afforded by the federal tax law to an opposite sex spouse under the Internal Revenue Code (IRC) are now available to a same sex spouse.

On August 29, 2013, the Internal Revenue Service (“IRS”) issued guidance on its position regarding same sex marriages for federal tax purposes. If a couple is married in a jurisdiction (including a foreign country) that recognizes same sex marriages, that marriage will be recognized for all federal tax purposes regardless of the law in the jurisdiction where they reside. However, the IRS did not

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recognize civil unions and registered domestic partnerships as marriages for federal tax purposes. Currently, if a state does not recognize a civil union or a registered domestic partnership as a marriage, it is not a marriage for federal tax purposes.

There are several unanswered questions regarding the scope and impact of the Windsor case both as to the application of federal and state tax law. Absent further guidance from a state to the contrary, we will tax report and withhold at the state level consistent with the characterization of a given transaction under federal tax law (for example, a tax free rollover).

Please consult with your tax or legal advisor before electing the Spousal Benefit for a same sex spouse or civil union partner.

GUARANTEED RETURN OPTION PLUS II (GRO Plus II)

You can elect this benefit on the Issue Date of your Annuity, or at any time thereafter if available. In addition, you may cancel GRO Plus II and then re-elect the benefit beginning on the next Valuation Day if available, provided that your Account Value is allocated as required by the benefit and you otherwise meet our eligibility rules. If you cancel the benefit, you lose all guarantees that you had accumulated under the benefit. The initial guarantee under the newly-elected benefit will be based on your current Account Value at the time the new benefit becomes effective on your Annuity. GRO Plus II is not available if you participate in any other optional living benefit. However, GRO Plus II may be elected together with any optional death benefit, other than the Highest Daily Value Death Benefit. As detailed below under “Key Feature – Allocation of Account Value”, your participation in this benefit among other things entails your participation in a program that, as dictated by a predetermined mathematical formula, may transfer your Account Value between your elected Sub-accounts and an AST bond portfolio Sub-account.

Under GRO Plus II, we guarantee that the Account Value on the date that the benefit is added to your Annuity (adjusted for subsequent purchase payments and withdrawals as detailed below) will not be any less than that original value on the seventh anniversary of benefit election and each anniversary thereafter. We refer to this initial guarantee as the “base guarantee.” In addition to the base guarantee, GRO Plus II offers the possibility of an enhanced guarantee. You may “manually” lock in an enhanced guarantee once per “benefit year” (i.e., a year beginning on the date you acquired the benefit and each anniversary thereafter) if your Account Value on that Valuation Day exceeds the amount of any outstanding base guarantee or enhanced guarantee. If you elect to manually lock-in an enhanced guarantee on an anniversary of the effective date of the benefit, that lock-in will not count toward the one elective manual lock-in you may make each benefit year. We guarantee that the Account Value locked-in by that enhanced guarantee will not be any less seven years later, and each anniversary of that date thereafter. In addition, you may elect an automatic enhanced guarantee feature under which, if your Account Value on a benefit anniversary exceeds the highest existing guarantee by 7% or more, we guarantee that such Account Value will not be any less seven benefit anniversaries later and each benefit anniversary thereafter. You may maintain only one enhanced guarantee in addition to your base guarantee. Thus, when a new enhanced guarantee is created, it cancels any existing enhanced guarantee. However, the fact that an enhanced guarantee was effected automatically on a benefit anniversary does not prevent you from “manually” locking-in an enhanced guarantee during the ensuing benefit year. Conversely, the fact that you “manually” locked in an enhanced guarantee does not preclude the possibility of an automatic enhanced guarantee on the subsequent benefit anniversary. Please note that upon creation of a new enhanced guarantee, an immediate transfer to an AST bond portfolio Sub-account (which is used as part of this benefit) may occur depending on the discount rate (as described below) used to determine the present value of each of your guarantees. You may elect to terminate an enhanced guarantee without also terminating the base guarantee. If you do, any amounts held in the AST bond portfolio Sub-account with respect to that enhanced guarantee will be transferred to your other Sub-accounts in accordance with your most recent allocation instructions (see below “Key Feature – Allocation of Account Value”). Amounts held in an AST bond portfolio Sub-account with respect to the base guarantee will not be transferred as a result of the termination of an enhanced guarantee. You may not lock in an enhanced guarantee, either manually or through our optional automatic program, within seven years of the date by which annuity payments must commence under the terms of your Annuity (please see “How and When Do I Choose The Annuity Payment Option?” for further information on your maximum Annuity Date). The inability to lock in an enhanced guarantee referenced in the immediately preceding sentence also applies to a new Owner who has acquired the Annuity from the original Owner.

In general, we refer to a date on which the Account Value is guaranteed to be present as the “maturity date”. If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the AST bond portfolio Sub-account used with this benefit and described below) in accordance with your most recent allocation instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts on a pro rata basis, unless your Account Value is being allocated according to an asset allocation program, in such case your Account Value will be transferred according to the program. The guarantees provided by the benefit exist only on the applicable maturity date(s). However, due to the ongoing monitoring of your Account Value, and the transfer of Account Value to support our future guarantees, the benefit may provide some protection from significant Sub-account losses. For this same reason, the benefit may limit your ability to benefit from Sub-account increases while it is in effect.

We increase both the base guarantee and any enhanced guarantee by the amount of each Purchase Payment (including any associated purchase Credits) made subsequent to the date that the guarantee was established. For example, if the effective date of the benefit was

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January 1, 2010 and the Account Value was $100,000 on that date, then a $30,000 Purchase Payment made on March 30, 2011 would increase the base guarantee amount to $130,000.

If you make a withdrawal (including any CDSC), we effect a proportional reduction to each existing guarantee amount. We calculate a proportional reduction by reducing each existing guarantee amount by the percentage represented by the ratio of the withdrawal amount (including any CDSC) to your Account Value immediately prior to the withdrawal.

If you make a withdrawal, we will deduct the withdrawal amount pro rata from each of your Sub-accounts (including the AST bond portfolio Sub-account used with this benefit).

Any partial withdrawal for payment of any third party investment advisory service will be treated as a withdrawal, and will reduce each guarantee amount proportionally, in the manner indicated above.

EXAMPLE

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of a withdrawal on each guarantee amount under this benefit.

Assume the following:

■	The Issue Date is December 1, 2010
■	The benefit is elected on December 1, 2010
■	The Account Value on December 1, 2010 is $200,000, which results in a base guarantee of $200,000
■	An enhanced guarantee amount of $300,000 is locked in on December 1, 2011
■	The Account Value immediately prior to the withdrawal is equal to $300,000
■

For purposes of simplifying these assumptions, we assume hypothetically that no CDSC is applicable (in general, a CDSC could be inapplicable based on the Free Withdrawal provision, if the withdrawal was within the CDSC period)

If a withdrawal of $50,000 is taken on December 15, 2011, all guarantee amounts will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

Here is the calculation (figures are rounded):

Withdrawal Amount	$50,000
Divided by Account Value before withdrawal	$300,000
Equals ratio	16.67%
All guarantees will be reduced by the above ratio (16.67%)
Base guarantee amount	$166,667
Enhanced guarantee amount	$250,000

Key Feature – Allocation of Account Value

We limit the Sub-accounts to which you may allocate Account Value if you elect GRO Plus II. For purposes of this benefit, we refer to those permitted investment options (other than the required bond portfolio Sub-accounts discussed below) as the “Permitted Sub-accounts.”

GRO Plus II uses a predetermined mathematical formula to help manage your guarantees through all market cycles. Because the formula is made part of your Rider schedule supplement, the formula applicable to you may not be altered once you elect the benefit. However, subject to regulatory approval, we do reserve the right to amend the formula for newly-issued Annuities that elect or re-elect GRO Plus II and for existing Annuities that elect the benefit post-issue. This required formula helps us manage our financial exposure under GRO Plus II, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve the value of these assets, by transferring them to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to the Sub-accounts corresponding to these bond portfolios collectively as the "AST bond portfolio Sub-accounts". The formula also contemplates the transfer of Account Value from an AST bond portfolio Sub-account to the other Sub-accounts in certain other scenarios. The formula is set forth in Appendix K of this prospectus, and applies to both (a) GRO Plus II and (b) elections of HD GRO II made prior to July 16, 2010. A summary description of each AST bond portfolio Sub-account appears within the section entitled “What Are The Investment Objectives and Policies Of The Portfolios?”. You can find a copy of the AST bond portfolio prospectus by going to www.prudentialannuities.com.

For purposes of operating the GRO Plus II formula, we have included within this Annuity several AST bond portfolio Sub-accounts. Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2020, an AST bond portfolio whose underlying investments generally mature in 2021, and so forth. As discussed below, the formula determines the appropriate AST bond portfolio Sub-Account to which Account Value is transferred. We will introduce new AST bond portfolio Sub-accounts in subsequent years, to

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correspond generally to the length of new guarantee periods that are created under this benefit (and the Highest Daily GRO benefits). If you have elected GRO Plus II, you may have Account Value allocated to an AST bond portfolio Sub-account only by operation of the predetermined mathematical formula, and thus you may not allocate purchase payments to or make transfers to or from such a Sub-account. Please see the prospectus for the Advanced Series Trust for more information about each AST bond portfolio used with this benefit.

Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. On any day a transfer into or out of the AST bond portfolio Sub-account is made the formula may dictate that a transfer out of one AST bond portfolio Sub-account be made into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the “current liability”, as described below. As indicated, the AST bond portfolio Sub-accounts are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, in accordance with the formula applicable to you under the benefit, we determine which AST bond portfolio Sub-account your Account Value is transferred to, and under what circumstances a transfer is made. Please note that upon creation of a new enhanced guarantee, an immediate transfer to the AST Bond Portfolio Sub-account associated with the “current liability” may occur, depending on the discount rate (as described in the next paragraph) used to determine the present value of each of your guarantees. As such, a low discount rate could cause a transfer of Account Value into an AST bond portfolio Sub-account, despite the fact that your Account Value had increased.

In general, the formula works as follows. On each Valuation Day, the formula automatically performs an analysis with respect to each guarantee that is outstanding. For each outstanding guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable “discount rate”, would equal the applicable guarantee amount on the maturity date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing that interest rate by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the “current liability” in the formula. The formula compares the current liability to the amount of your Account Value held within the AST bond portfolio Sub-account and to your Account Value held within the Permitted Sub-accounts. If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount held within the Permitted Sub-accounts, exceeds an upper target value (currently, 85%), then the formula will make a transfer into the AST bond portfolio Sub-account, in the amount dictated by the formula (subject to the 90% cap discussed below). If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount within your other Sub-accounts, is less than a lower target value (currently, 79%), then the formula will transfer Account Value within the AST bond portfolio Sub-account into the Permitted Sub-accounts in the amount dictated by the formula.

The formula will not execute a transfer to the AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the AST bond portfolio Sub-account (“90% cap”). Thus, on any Valuation Day, if the formula would require a transfer to the AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the AST bond portfolio Sub-account will not be made (regardless of the performance of the AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST bond portfolio Sub-account. Once this transfer occurs out of the AST bond portfolio Sub-account, future amounts may be transferred to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have elected, your Account Value could be more than 90% invested in the AST bond portfolio Sub-account. If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST bond portfolio Sub-account at least until there is first a transfer out of the AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the AST bond portfolio Sub-account (at least until there is first a transfer out of the AST bond portfolio Sub-account).

For example,

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March 19, 2010 – a transfer is made to the AST bond portfolio Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

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March 20, 2010 – you make an additional purchase payment of $10,000. No transfers have been made from the AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2010.

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On March 20, 2010 (and at least until first a transfer is made out of the AST bond portfolio Sub-account under the formula) – the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the AST bond portfolio Sub-account).

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Once there is a transfer out of the AST bond portfolio Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST bond portfolio Sub-account as dictated by the formula.

As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees, as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts. Therefore, at any given time, some, none, or most of your Account Value may be allocated to the AST bond portfolio Sub-accounts.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST bond portfolio Sub-accounts pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

■	The difference between your Account Value and your guarantee amount(s);
■	The amount of time until the maturity of your guarantee(s);
■	The amount invested in, and the performance of, the Permitted Sub-accounts;
■	The amount invested in, and the performance of, the AST bond portfolio Sub-accounts;
■	The discount rate used to determine the present value of your guarantee(s);
■	Additional purchase payments, if any, that you make to the Annuity; and
■	Withdrawals, if any, taken from the Annuity.

Any amounts invested in the AST bond portfolio Sub-accounts will affect your ability to participate in a subsequent market recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the market recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected. The AST bond portfolio Sub-accounts are available only with these benefits, and you may not allocate purchase payments to or transfer Account Value to or from the AST bond portfolio Sub-accounts.

Transfers under the formula do not impact any guarantees under the benefit that have already been locked-in.

Election/Cancellation of the Benefit

GRO Plus II can be elected on the Issue Date of your Annuity, or on any Valuation Day thereafter, provided that your Account Value is allocated in a manner permitted with the benefit and that you otherwise meet our eligibility rules. You may elect GRO Plus II only if the oldest of the Owner and Annuitant is 84 or younger on the date of election (80 or younger, in New York). If you currently participate in a living benefit that may be cancelled, you may terminate that benefit at any time and elect GRO Plus II. However you will lose all guarantees that you had accumulated under those benefits. The base guarantee under GRO Plus II will be based on your current Account Value at the time the new benefit becomes effective on your Annuity.

GRO Plus II will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or (d) upon full surrender of the Annuity. If you elect to terminate the benefit, GRO Plus II will no longer provide any guarantees. The charge for the GRO Plus II benefit will no longer be deducted from your Account Value upon termination of the benefit.

If you wish, you may cancel the GRO Plus II benefit. You may also cancel an enhanced guarantee, but leave the base guarantee intact. Upon cancellation, you may elect any other currently available living benefit beginning on the next Valuation Day after you have cancelled the GRO Plus II benefit, provided that your Account Value is allocated in a manner permitted with the benefit and that you otherwise meet our eligibility rules. Upon cancellation of the GRO Plus II benefit, any Account Value allocated to the AST bond portfolio Sub-account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro rata (i.e., in direct proportion to your current allocations). Upon your re-election of GRO Plus II, Account Value may be transferred between the AST bond portfolio Sub-accounts and the Permitted Sub-accounts according to the predetermined mathematical formula (see “Key Feature – Allocation of Account Value” above for more details). It is possible that over time the formula could transfer some, none, or most of the Account Value to the AST bond portfolio Sub-accounts under GRO Plus II. You also should be aware that upon cancellation of the GRO Plus II benefit, you will lose all guarantees that you had accumulated under the benefit. Thus, the guarantees under any newly-elected benefit will be based on your current Account Value at benefit effectiveness. The benefit you elect or re-elect may be more expensive than the benefit you cancel. Once the GRO Plus II benefit is canceled you are not required to re-elect another optional living

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benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the GRO Plus II benefit provided that the benefit you are looking to elect is available on a post-issue basis.

Special Considerations under GRO Plus II

This benefit is subject to certain rules and restrictions, including, but not limited to the following:

■

Upon inception of the benefit, 100% of your Account Value must be allocated to the Permitted Sub-accounts. The Permitted Sub-accounts are those described in the Investment Options section of this prospectus. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.

■	Transfers to and from your elected Sub-accounts and an AST bond portfolio Sub-account will not count toward the maximum number of free transfers allowable under the Annuity.
■	Any amounts applied to your Account Value by us on a maturity date will not be treated as “investment in the contract” for income tax purposes.
■	As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.
■

We currently limit the Sub-accounts to which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

■

If you elect this benefit, and in connection with that election you are required to reallocate to different investment options permitted under this benefit, then on the Valuation Day on which we receive your request in Good Order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in the permitted investment options that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

Charges under the Benefit

We deduct an annualized charge equal to 0.60% of the average daily net assets of the Sub-accounts (including any AST bond portfolio Sub-account) for participation in the GRO Plus II benefit. The annual charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on a maturity date is less than the amount guaranteed and (b) administration of the benefit. You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.

HIGHEST DAILY GUARANTEED RETURN OPTION II (HD GRO II)

You can elect this benefit on the Issue Date of your Annuity, or at any time thereafter if available. In addition, you may cancel HD GRO II and then re-elect the benefit beginning on the next Valuation Day if available, provided that your Account Value is allocated as required by the benefit and that you otherwise meet our eligibility rules. If you cancel the benefit, you lose all guarantees that you had accumulated under the benefit. The initial guarantee under the newly-elected benefit will be based on your current Account Value at the time the new benefit becomes effective on your Annuity. HD GRO II is not available if you participate in any other living benefit. However, HD GRO II may be elected together with any optional death benefit, other than the Highest Daily Value Death Benefit. As detailed below under “Key Feature – Allocation of Account Value”, your participation in this benefit among other things entails your participation in a program that, as dictated by a predetermined mathematical formula, may transfer your Account Value between your elected Sub-accounts and an AST bond portfolio Sub-account.

HD GRO II creates a series of separate guarantees, each of which is based on the highest Account Value attained on a day during the applicable time period. As each year of your participation in the benefit passes, we create a new guarantee. Each guarantee then remains in existence until the date on which it matures (unless the benefit terminates sooner). We refer to each date on which the specified Account Value is guaranteed as the “maturity date” for that guarantee. HD GRO II will not create a guarantee if the maturity date of that guarantee would extend beyond the date by which annuity payments must commence under the terms of your Annuity. This is true even with respect to a new Owner who has acquired the Annuity from the original Owner.

The guarantees provided by the benefit exist only on the applicable maturity date(s). However, due to the ongoing monitoring of your Account Value, and the transfer of Account Value to support our future guarantees, the benefit may provide some protection from significant Sub-account losses. For this same reason, the benefit may limit your ability to benefit from Sub-account increases while it is in effect.

The initial guarantee is created on the day that the HD GRO II benefit is added to your Annuity. We guarantee that your Account Value on the tenth anniversary of that day (we refer to each such anniversary as a “benefit anniversary”) will not be less than your Account Value on the day that the HD GRO II benefit was added or re-added to your Annuity. Each benefit anniversary thereafter, we create a new guarantee. With respect to each such subsequent guarantee, we identify the highest Account Value that occurred between the date of that benefit anniversary and the date on which HD GRO II was added to your Annuity. We guarantee that your Account Value ten years after that benefit anniversary will be no less than the highest daily Account Value that occurred during that

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time period. The following example illustrates the time period over which we identify the highest daily Account Value for purposes of each subsequent guarantee under the benefit. If the date of benefit election were January 1, 2010, we would create a guarantee on January 1, 2014 based on the highest Account Value achieved between January 1, 2010 and January 1, 2014, and that guarantee would mature on January 1, 2024. As described below, we adjust each of the guarantee amounts for purchase payments and withdrawals.

If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the AST bond portfolio Sub-account used with this benefit and described below) in accordance with your most recent allocations instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts on a pro rata basis, unless your Account Value is being allocated according to an asset allocation program, in such case your Account Value will be transferred according to the program.

We increase the amount of each guarantee that has not yet reached its maturity date, as well as the highest daily Account Value that we calculate to establish a guarantee, by the amount of each Purchase Payment (including any associated purchase Credits) made prior to the applicable maturity date. For example, if the effective date of the benefit was January 1, 2010, and there was an initial guaranteed amount that was set at $100,000 maturing January 1, 2020, and a second guaranteed amount that was set at $120,000 maturing January 1, 2021, then a $30,000 Purchase Payment made on March 30, 2011 would increase the guaranteed amounts to $130,000 and $150,000, respectively.

If you make a withdrawal (including any CDSC), we effect a proportional reduction to each existing guarantee amount. We calculate a proportional reduction by reducing each existing guarantee amount by the percentage represented by the ratio of the withdrawal amount (including any CDSC) to your Account Value immediately prior to the withdrawal.

If you make a withdrawal, we will deduct the withdrawal amount pro rata from each of your Sub-accounts (including the AST bond portfolio Sub-account used with this benefit).

Any partial withdrawal for payment of any third party investment advisory service will be treated as a withdrawal, and will reduce each guarantee amount proportionally, in the manner indicated above.

EXAMPLE

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of a withdrawal on each guarantee amount under this benefit.

Assume the following:

■	The Issue Date is December 1, 2010
■	The benefit is elected on December 1, 2010
■	The Account Value on December 1, 2010 is $200,000, which results in an initial guarantee of $200,000
■	An additional guarantee amount of $300,000 is locked in on December 1, 2011
■	The Account Value immediately prior to the withdrawal is equal to $300,000
■

For purposes of simplifying these assumptions, we assume hypothetically that no CDSC is applicable (in general, a CDSC could be inapplicable based on the Free Withdrawal provision, if the withdrawal was within the CDSC period)

If a withdrawal of $50,000 is taken on December 15, 2011, all guarantee amounts will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

Here is the calculation (figures are rounded):

Withdrawal Amount	$50,000
Divided by Account Value before withdrawal	$300,000
Equals ratio	16.67%
All guarantees will be reduced by the above ratio (16.67%)
Initial guarantee amount	$166,667
Additional guarantee amount	$250,000

Key Feature – Allocation of Account Value

We limit the Sub-accounts to which you may allocate Account Value if you elect HD GRO II. For purposes of this benefit, we refer to those permitted investment options (other than the AST bond portfolio used with this benefit) as the “Permitted Sub-accounts”.

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HD GRO II uses a predetermined mathematical formula to help manage your guarantees through all market cycles. The formula applicable to you may not be altered once you elect the benefit. However, subject to regulatory approval, we do reserve the right to amend the formula for existing Annuities that elect the benefit post-issue. This required formula helps us manage our financial exposure under HD GRO II, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve Account Value, by transferring it to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to the Sub-accounts corresponding to these bond portfolios collectively as the “AST bond portfolio Sub-accounts”. The formula also contemplates the transfer of Account Value from an AST bond portfolio Sub-account to the other Sub-accounts. The formula is set forth in Appendix M of this prospectus. A summary description of each AST bond portfolio Sub-account appears within the prospectus section entitled “Investment Options”. In addition, you can find a copy of the AST bond portfolio prospectus by going to www.prudentialannuities.com.

For purposes of operating the HD GRO II formula, we have included within each Annuity several AST bond portfolio Sub-accounts. Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2020, an AST bond portfolio whose underlying investments generally mature in 2021, and so forth. As discussed below, the formula determines the appropriate AST bond portfolio Sub-account to which Account Value is transferred. We will introduce new AST bond portfolio Sub-accounts in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit. If you have elected HD GRO II, you may have Account Value allocated to an AST bond portfolio Sub-account only by operation of the formula, and thus you may not allocate Purchase Payments to or make transfers to or from an AST bond portfolio Sub-account.

Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. The formula determines the appropriate AST bond portfolio Sub-account to which Account Value is transferred. On any day a transfer into or out of the AST bond portfolio Sub-account is made the formula may dictate that a transfer out of one AST bond portfolio Sub-account be made into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the “current liability”, as described below. As indicated, the formula and AST bond portfolio Sub-accounts are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, the applicable formula under the benefit determines which AST bond portfolio Sub-account your Account Value is transferred to, and under what circumstances a transfer is made.

In general, the formula works as follows. Under the formula, Account Value transfers between the “Permitted Sub-accounts” and an AST bond portfolio Sub-account when dictated. On each Valuation Day, including the effective date of the benefit, the pre-determined mathematical formula is used to compare your Account Value to an amount based on the guarantees provided under the benefit. The formula determines whether a transfer occurs based, among other things, on an identification of the outstanding guarantee that has the largest present value. Based on the formula, a determination is made as to whether any portion of your Account Value is to be transferred to or from the AST bond portfolio Sub-account. In identifying those guarantees, we consider each guarantee that already has been set (i.e., on a benefit anniversary), as well as an amount that we refer to as the “Projected Future Guarantee.” The “Projected Future Guarantee” is an amount equal to the highest Account Value (adjusted for withdrawals, additional Purchase Payments, and any associated Credits as described in the section of the prospectus concerning HD GRO II) within the current benefit year that would result in a new guarantee. For the Projected Future Guarantee, the assumed guarantee period begins on the current Valuation Day and ends 10 years from the next anniversary of the effective date of the benefit. As such, a Projected Future Guarantee could cause a transfer of Account Value into an AST bond portfolio Sub-account. We only calculate a Projected Future Guarantee if the assumed guarantee period associated with that Projected Future Guarantee does not extend beyond the latest Annuity Date applicable to the Annuity. The amount that is transferred to and from the AST bond portfolio Sub-accounts pursuant to the formula depends upon the factors set forth in the seven bullet points below, some of which relate to the guarantee amount(s), including the Projected Future Guarantee.

For each outstanding guarantee and the Projected Future Guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable “discount rate”, would equal the applicable guarantee amount on the Maturity Date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing that interest rate by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the “current liability” in the formula. The formula compares the current liability to the amount of your Account Value held within the AST bond portfolio Sub-account and to your Account Value held within the Permitted Sub-accounts. If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount held within the Permitted Sub-accounts, exceeds an upper target value (currently, 85%), then the formula will make a transfer into the AST bond portfolio Sub-account, in the amount dictated by the formula (subject to the 90% cap feature discussed below). If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount within the Permitted Sub-accounts, is less than a lower target value (currently, 79%), then the formula will transfer Account Value from the AST bond portfolio Sub-account into the Permitted Sub-accounts, in the amount dictated by the formula.

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The formula will not execute a transfer to the AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the AST bond portfolio Sub-account (“90% cap”). Thus, on any Valuation Day, if the formula would require a transfer to the AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the AST bond portfolio Sub-account will not be made (regardless of the performance of the AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST bond portfolio Sub-account. Once this transfer occurs out of the AST bond portfolio Sub-account, future amounts may be transferred to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the AST bond portfolio Sub-account. If you make additional Purchase Payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional Purchase Payments to the AST bond portfolio Sub-account at least until there is first a transfer out of the AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional Purchase Payments you make, less than 90% of your entire Account Value is allocated to the AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the AST bond portfolio Sub-account (at least until there is first a transfer out of the AST bond portfolio Sub-account).

For example,

■

March 17, 2011 – a transfer is made to the AST bond portfolio Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

■

March 18, 2011 – you make an additional Purchase Payment of $10,000. No transfers have been made from the AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 17, 2011.

■

On March 18, 2011 (and at least until first a transfer is made out of the AST bond portfolio Sub-account under the formula) – the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the AST bond portfolio Sub-account).

■

Once there is a transfer out of the AST bond portfolio Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into and out of effect multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST bond portfolio Sub-account as dictated by the formula.

As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts. Therefore, at any given time, some, none, or most of your Account Value may be allocated to the AST bond portfolio Sub-accounts.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST bond portfolio Sub-accounts pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

■	The difference between your Account Value and your guarantee amount(s);
■	The amount of time until the maturity of your guarantee(s);
■	The amount invested in, and the performance of, the Permitted Sub-accounts;
■	The amount invested in, and the performance of, the AST bond portfolio Sub-accounts;
■	The discount rate used to determine the present value of your guarantee(s);
■	Additional Purchase Payments, if any, that you make to the Annuity; and
■	Withdrawals, if any, taken from the Annuity.

Any amounts invested in the AST bond portfolio Sub-accounts will affect your ability to participate in a subsequent market recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the market recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected.

The AST bond portfolio Sub-accounts are available only with certain optional living benefits, and you may not allocate Purchase Payments to or transfer Account Value to or from the AST bond portfolio Sub-accounts.

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Transfers under the formula do not impact any guarantees under the benefit that have already been locked-in.

Election/Cancellation of the Benefit

HD GRO II can be elected on the Issue Date of your Annuity, or on any Valuation Day thereafter, provided that your Account Value is allocated in a manner permitted with the benefit and you otherwise meet our eligibility requirements. You may elect HD GRO II only if the oldest of the Owner and Annuitant is 84 or younger on the date of election (80 or younger, in New York). If you currently participate in a living benefit that may be cancelled, you may terminate that benefit at any time and elect HD GRO II. However you will lose all guarantees that you had accumulated under the previous benefit. The initial guarantee under HD GRO II will be based on your current Account Value at the time the new benefit becomes effective on your Annuity.

HD GRO II will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or (d) upon full surrender of the Annuity. If you elect to terminate the benefit, HD GRO II will no longer provide any guarantees. The charge for the HD GRO II benefit will no longer be deducted from your Account Value upon termination of the benefit.

If you wish, you may cancel the HD GRO II benefit. You may then elect any other currently available living benefit beginning on the next Valuation Day after you have cancelled the HD GRO II benefit, provided that your Account Value is allocated in the manner permitted with the benefit and you otherwise meet our eligibility requirements. Upon cancellation of the HD GRO II benefit, any Account Value allocated to the AST bond portfolio Sub-accounts used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro-rata (i.e., in direct proportion to your current allocations). Upon your re-election of HD GRO II, Account Value may be transferred between the AST bond portfolio Sub-accounts and the other Sub-accounts according to the predetermined mathematical formula (see “Key Feature – Allocation of Account Value” section for more details). It is possible that over time the formula could transfer some, most, or none of the Account Value to the AST bond portfolio Sub-accounts under the newly-elected benefit. You also should be aware that upon cancellation of the HD GRO II benefit, you will lose all guarantees that you had accumulated under the benefit. Thus, the guarantees under your newly-elected benefit will be based on your current Account Value at the time the new benefit becomes effective. The benefit you elect or re-elect may be more expensive than the benefit you cancel.

Special Considerations under HD GRO II

This benefit is subject to certain rules and restrictions, including, but not limited to the following:

■

Upon inception of the benefit, 100% of your Account Value must be allocated to the Permitted Sub-accounts. The Permitted Sub-accounts are those described in the Investment Option section of the prospectus. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.

■	Transfers to and from your elected Sub-accounts and an AST bond portfolio Sub-account will not count toward the maximum number of free transfers allowable under the Annuity.
■	Any amounts applied to your Account Value by us on a maturity date will not be treated as “investment in the contract” for income tax purposes.
■	As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.
■

We currently limit the Sub-accounts to which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

■

If you elect this benefit, and in connection with that election you are required to reallocate to different investment options permitted under this benefit, then on the Valuation Day on which we receive your request in Good Order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in the permitted investment options that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. The protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

Charges under the Benefit

We deduct an annualized charge equal to 0.60% of the average daily net assets of the Sub-accounts (including any AST bond portfolio Sub-account) for participation in the HD GRO II benefit. The annual charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed and (b) administration of the benefit. You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.

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GUARANTEED RETURN OPTION Plus 2008 (GRO Plus 2008)

GRO Plus 2008 is no longer available for new elections.

Under GRO Plus 2008, we guarantee that the Account Value on the date that the benefit is added to your Annuity (adjusted for subsequent purchase payments and withdrawals as detailed below) will not be any less than that original value on the seventh anniversary of benefit election and each anniversary thereafter. We refer to this initial guarantee as the “base guarantee.” In addition to the base guarantee, GRO Plus 2008 offers the possibility of an enhanced guarantee. You may lock in an enhanced guarantee once per “benefit year” (i.e., a year beginning on the date you acquired the benefit and each anniversary thereafter) if your Account Value on the Valuation Day exceeds the amount of any outstanding base guarantee or enhanced guarantee. We guarantee that the Account Value locked-in by that enhanced guarantee will not be any less seven years later, and each anniversary of that date thereafter. In addition, you may elect an automatic enhanced guarantee feature under which, if Account Value on a benefit anniversary exceeds the highest existing guarantee by 7% or more, we guarantee that such Account Value will not be any less seven benefit anniversaries later and each benefit anniversary thereafter. You may maintain only one enhanced guarantee in addition to your base guarantee. Thus, when a new enhanced guarantee is created, it cancels any existing enhanced guarantee. However, the fact that an enhanced guarantee was effected automatically on a benefit anniversary does not prevent you from “manually” locking-in an enhanced guarantee during the ensuing benefit year. Please note that upon creation of a new enhanced guarantee, an immediate transfer to an AST bond portfolio Sub-account (which is used as part of this benefit) may occur depending on the discount rate (as described below) used to determine the present value of each of your guarantees. You may elect to terminate an enhanced guarantee without also terminating the base guarantee. If you do, any amounts held in the AST bond portfolio Sub-account with respect to that enhanced guarantee will be transferred to your other Sub-accounts in accordance with your current allocation instructions. Amounts held in an AST bond portfolio Sub-account with respect to the base guarantee will not be transferred as a result of the termination of an enhanced guarantee. Please note that whenever an enhanced guarantee is created, we reserve the right to increase your charge for GRO Plus 2008 if we have increased the charge for new elections of the benefit generally. You may not lock in an enhanced guarantee, either manually or through our optional automatic program, within seven years of the date by which annuity payments must commence under the terms of your Annuity (please see “How and When Do I Choose The Annuity Payment Option?” for further information on your maximum Annuity Date). The inability to lock in an enhanced guarantee referenced in the immediately preceding sentence also applies to a new Owner who has acquired the Annuity from the original owner.

In general, we refer to a date on which the Account Value is guaranteed to be present as the “maturity date”. If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the “Current AST bond portfolio Sub-account” described below) in accordance with your current allocations instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the Current AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts, on a pro rata basis. If the entire Account Value is invested in an AST bond portfolio Sub-account, we will allocate according to your current allocation instructions.

We increase both the base guarantee and any enhanced guarantee by the amount of each Purchase Payment (and associated Credits) made subsequent to the date that the guarantee was established. For example, if the effective date of the benefit was January 1, 2009 and the Account Value was $100,000 on that date, then a $30,000 Purchase Payment made on March 30, 2010 would increase the base guarantee amount to $130,000. As illustrated in the examples below, additional purchase payments also increase an amount we refer to as the “dollar-for-dollar corridor.”

The dollar-for-dollar corridor is equal to 5% of the base guarantee amount (i.e., 5% of the Account Value at benefit election). Thereafter, the dollar-for-dollar corridor is adjusted only for subsequent purchase payments (i.e., 5% of the Purchase Payment is added to the corridor amount) and “excess withdrawals” (as described below). Thus, the creation of any enhanced guarantee has no impact on the dollar-for-dollar corridor. Each “benefit year”, withdrawals that you make that are equal to or less than the dollar-for-dollar corridor reduce both the amount of the dollar-for-dollar corridor for that benefit year plus the base guarantee amount and the amount of any enhanced guarantee by the exact amount of the withdrawal. However, if you withdraw more than the dollar-for-dollar corridor in a given benefit year, we use the portion of the withdrawal that exceeded the dollar-for-dollar corridor to effect a proportional reduction to both the dollar-for-dollar corridor itself and each guarantee amount. We calculate a proportional reduction by (i) identifying the amount of the withdrawal that exceeded the dollar-for-dollar corridor (the “excess withdrawal”) (ii) subtracting the dollar-for-dollar amount from the Account Value prior to the withdrawal (iii) dividing the excess withdrawal by the amount in (ii) We then use the resulting proportion to reduce each of the guaranteed amount and the dollar for dollar corridor itself. See examples of this calculation below.

Any partial withdrawals in payment of any third party investment advisory service will be treated as withdrawals, and will reduce each guarantee amount and the dollar-for-dollar corridor in the manner indicated above.

EXAMPLES

The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GRO PlusSM 2008 benefit are October 13, 2008; 2.) an initial Purchase Payment of $250,000 (includes any Credits); 3.) a base

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guarantee amount of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for GRO Plus 2008 or other fees and charges.

Example 1. Dollar-for-dollar reduction

A $10,000 withdrawal is taken on November 29, 2008 (in the first Annuity Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Dollar-for-dollar Limit:

■	The base guarantee amount is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).
■	The remaining dollar-for-dollar limit (“Remaining Limit”) for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

Example 2. Dollar-for-dollar and proportional reductions

A second $10,000 withdrawal is taken on December 18, 2008 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $180,000. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:

■	the base guarantee amount is first reduced by the Remaining Limit (from $240,000 to $237,500);
■	The result is then further reduced by the ratio of A to B, where:

—	A is the amount withdrawn less the Remaining Limit ($10,000 – $2,500, or $7,500).
—	B is the Account Value less the Remaining Limit ($180,000 – $2,500, or $177,500).

The resulting base guarantee amount is: $237,500 × (1 – $7,500 / $177,500), or $227,464.79.

■	The Remaining Limit is set to zero (0) for the balance of the first Annuity Year.

Key Feature – Allocation of Account Value

GRO Plus 2008 uses a mathematical formula to help manage your guarantees through all market cycles. Because the formula is made part of your schedule supplement, the formula applicable to you may not be altered once you elect the benefit. However, subject to regulatory approval we do reserve the right to amend the formula for newly-issued Annuities that elect GRO Plus 2008 and for existing Annuities that elect the benefit in the future. This required formula helps us manage our financial exposure under GRO Plus 2008, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve the value of these assets, by transferring them to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to these bond portfolios collectively as the “AST bond portfolios.” The formula described in this section, and which is set forth in Appendix L to this prospectus, applies to both (a) GRO Plus 2008 and (b) elections of HD GRO (including HD GRO with the 90% cap feature), where such an election was made prior to July 16, 2010. The formula applicable to elections of HD GRO (including HD GRO with the 90% cap feature), where such an election was made after July 16, 2010, is set forth in Appendix M to this prospectus. The cap can be referred to as the “the 90% cap” OR “the 90% cap rule” OR “the 90% cap feature”. A summary description of each AST Bond Portfolio appears within the Prospectus section entitled “What Are The Investment Objectives and Policies Of The Portfolios?. You can find a copy of the AST Bond Portfolio prospectus by going to www.prudentialannuities.com.

Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2015, an AST bond portfolio whose underlying investments generally mature in 2016, and so forth. We will introduce new AST bond portfolios in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit (and the Highest Daily GRO benefit). If you have elected GRO Plus 2008, you may invest in an AST bond portfolio only by operation of the formula, and thus you may not allocate purchase payments to such a Portfolio. Please see this Prospectus and the prospectus for the Advanced Series Trust for more information about each AST bond portfolio used with this benefit.

Although we employ several AST bond portfolios for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. In the description of the formula in the next paragraph, we refer to the AST bond portfolio Sub-account in which you are invested immediately prior to any potential asset transfer as the “Current AST bond portfolio Sub-account.” The formula may dictate that a transfer out of the Current AST Bond Portfolio Sub-account be made, or alternatively may mandate a transfer into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the “current liability” (we refer to that Sub-account as the “Transfer AST bond portfolio Sub-account”). Note that if the Current AST bond portfolio Sub-account is associated with the current liability, then that Sub-account would be the Transfer AST bond portfolio Sub-account, and we would simply transfer additional assets into the Sub-account if such a transfer is dictated by the formula. As indicated, the AST bond portfolios are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, in accordance with the formula applicable to you under the benefit, we determine which AST bond portfolio your Account Value is transferred to, and under what circumstances a transfer is made. Please note that upon creation of a new enhanced guarantee, an immediate transfer to the Transfer AST Bond Portfolio Sub-account may occur, depending on the discount rate (as described in the next paragraph) used to determine the present value of each of your guarantees. As such, a low discount rate could cause a transfer of Account Value into an AST bond portfolio Sub-account, despite the fact that your Account Value had increased.

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In general, the formula works as follows (please see Appendix F). On each Valuation Day, the formula automatically performs an analysis with respect to each guarantee amount that is outstanding. For each outstanding guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable “discount rate”, would equal the applicable guarantee amount on the maturity date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing the rate determined by that index by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the “current liability” in the formula. The formula compares the current liability to the amount of your Account Value held within the Current AST bond portfolio Sub-account and to your Account Value held within the other Sub-accounts. If the current liability, reduced by the amount held within the Current AST bond portfolio Sub-account, and divided by the amount held within your other Sub-accounts, exceeds an upper target value (currently, 0.85), then the formula will make a transfer into the Transfer AST bond portfolio Sub-account, in the amount dictated by the formula. If the current liability, reduced by the amount held within the Current AST bond portfolio Sub-account, and divided by the amount within your other Sub-accounts, is less than a lower target value (currently, 0.79), then the formula will transfer Account Value within the Current AST bond portfolio Sub-account into the other Sub-accounts (other than the Transfer AST bond portfolio Sub-account), in the amount dictated by the formula.

As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees, as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts (the “Bond Portfolios”). Therefore, at any given time, some, none, or all of your Account Value may be allocated to the Bond Portfolios. If your entire Account Value is transferred to the Bond Portfolios, then based on the way the formula operates, the formula will not transfer amounts out of the Bond Portfolios to the Sub-accounts and the entire Account Value would remain in the Bond Portfolios. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the Bond Portfolios. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the Bond Portfolios, if dictated by the formula. The amounts of any such transfers will vary, as dictated by the formula, and will depend on the factors listed below.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the Bond Portfolios pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

■	The difference between your Account Value and your Guarantee Amount(s);
■	The amount of time until the maturity of your Guarantee(s);
■	The amount invested in, and the performance of, the Permitted Sub-accounts;
■	The amount invested in, and the performance of, the Bond Portfolios;
■	The discount rate used to determine the present value of your Guarantee(s);
■	Additional purchase payments, if any, that you make to the Annuity; and
■	Withdrawals, if any, taken from the Annuity.

Any amounts invested in the Bond Portfolios will affect your ability to participate in a subsequent recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected.

The Bond Portfolios are available only with these benefits, and you may not allocate purchase payments and transfer Account Value to or from the Bond Portfolios.

Transfers under the formula do not impact any guarantees under the benefit that have already been locked-in.

Election/Cancellation of the Benefit

GRO Plus 2008 is no longer available for new elections. If you currently participate in GRO Plus 2008, your existing guarantees are unaffected by the fact that we no longer offer GRO Plus 2008.

You may cancel the GRO Plus 2008 benefit at any time. You also can cancel an enhanced guarantee, but leave the base guarantee intact. Upon cancellation of GRO Plus 2008, if only a portion of your Account Value is allocated to an AST Bond Portfolio Sub-account, we will transfer any Account Value that is held in such AST Bond Portfolio Sub-account to the other Sub-accounts pro rata based on the Account Values in such Sub-accounts at that time, unless you are participating in any asset allocation program or automatic rebalancing program for which we are providing administrative support or unless we receive at our Service Office other instructions from you at the time you elect to cancel this benefit. If your entire Account Value is allocated to an AST Bond Portfolio Sub-account, we will transfer your Account Value as follows: (a) if you are participating in an asset allocation program for which we are providing administrative support, we allocate the transferred amount in accordance with the then current allocation percentages for that asset allocation program, (b) if you are not participating in an asset allocation program, but are participating in an automatic

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rebalancing program, we allocate the transferred amount in accordance with that program, or (c) if neither of the foregoing apply, we will transfer your Account Value to the AST Money Market Sub-account unless we receive at our Service Office other instructions from you at the time you elect to terminate this benefit. GRO Plus 2008 will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or (d) upon full surrender of the Annuity. If you elect to terminate the benefit, GRO Plus 2008 will no longer provide any guarantees. The charge for the GRO Plus 2008 benefit will no longer be deducted from your Account Value upon termination of the benefit.

If you wish, you may cancel the GRO Plus 2008 benefit. You may then elect any other currently available living benefit on any Valuation Day after you have cancelled the GRO Plus 2008 benefit, provided the request is received in good order (subject to state availability and in accordance with any applicable age requirements). Upon your election of another living benefit, Account Value may be transferred between the AST Bond Portfolio Sub-accounts or, depending on the benefits selected, the AST Investment Grade Bond Portfolio and the Permitted Sub-accounts according to the formula. It is possible that over time the formula could transfer some, most, or none of the Account Value to the AST Bond Portfolio Sub-accounts or, depending on the benefit selected, the AST Investment Grade Bond Portfolio under the newly-elected benefit. You also should be aware that upon cancellation of the GRO Plus 2008 benefit, you will lose all guarantees that you had accumulated under the benefit. Thus, the guarantees under any newly-elected benefit will be based on your current Account Value. The benefit you elect or re-elect may be more expensive than the benefit you cancel. Once the GRO Plus 2008 benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the GRO Plus 2008 benefit provided that the benefit you are looking to elect is available on a post-issue basis.

Special Considerations under GRO Plus 2008

This benefit is subject to certain rules and restrictions, including, but not limited to the following:

■

Upon inception of the benefit, 100% of your Account Value must have been allocated to the permitted Sub-accounts. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.

■	You cannot participate in any dollar cost averaging program that transfers Account Value from a fixed interest rate option to a Sub-account.
■	Transfers between an AST bond portfolio Sub-account and your other Sub-accounts under the benefit will not count toward the maximum number of free transfers allowable under the Annuity.
■	Any amounts applied to your Account Value by us on a maturity date will not be treated as “investment in the contract” for income tax purposes.
■	As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.
■

We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

■

If you elect this benefit, and in connection with that election you are required to reallocate to different investment options permitted under this benefit, then on the Valuation Day on which we receive your request in Good Order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in permitted investment options that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

Charges under the Benefit

We deduct a charge equal to 0.60% (0.35%, for elections prior to May 1, 2009) of the average daily net assets of the Sub-accounts for participation in the GRO Plus 2008 benefit. The annual charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on a maturity date is less than the amount guaranteed and (b) administration of the benefit. We reserve the right to increase this fee for newly-issued contracts or new elections of the benefit. The charges will not exceed the maximum charges shown in the section of the prospectus entitled “Summary of Contract Fees and Charges.” You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.

OPTIONAL 90% CAP FEATURE UNDER GRO PLUS 2008

If you currently own an Annuity and have elected the GRO Plus 2008 benefit, you can elect this optional feature, at no additional cost, which utilizes a new mathematical formula. The predetermined mathematical formula is described below and will replace the “Transfer Calculation” portion of the mathematical formula currently used in connection with your benefit on a prospective basis. This election may only be made once and may not be revoked once elected. The new mathematical formula appears in Appendix F in this prospectus, and is described below. Only the election of the 90% cap feature will prevent all of your Account Value from being

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allocated to an AST bond portfolio Sub-account. If all of your Account Value is currently allocated to an AST bond portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect this 90% cap feature. If you make additional Purchase Payments, they may result in a transfer of Account Value.

Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. In the description of the formula in the next paragraph, we refer to the AST bond portfolio Sub-account in which you are invested immediately prior to any potential asset transfer as the “Current AST bond portfolio Sub-account.” The formula may dictate that a transfer out of the Current AST bond portfolio Sub-account be made, or alternatively may mandate a transfer into an AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the “current liability” (we refer to that Sub-account as the “Transfer AST bond portfolio Sub-account”). Note that if the Current AST bond portfolio Sub-account is associated with the current liability, then that Sub-account would be the Transfer AST bond portfolio Sub-account, and we would simply transfer additional assets into the Sub-account if dictated by the formula.

Under the new formula, the formula will not execute a transfer to the Transfer AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account (“90% cap rule”). Thus, on any Valuation Day, if the formula would require a transfer to the Transfer AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a formula-initiated transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature). At no time will the formula make a transfer to the Transfer AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the Transfer AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the Transfer AST bond portfolio Sub-account.

If you make additional purchase payments to your Annuity while the transfer restriction of the 90% cap feature is in effect, the formula will not transfer any of such additional purchase payments to the Transfer AST bond portfolio Sub-account at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the Transfer AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the Transfer AST bond portfolio Sub-account (at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account).

For example,

■

March 19, 2010 – a transfer is made that results in the 90% cap feature being met and now $90,000 is allocated to the Transfer AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

■

March 20, 2010 – you make an additional purchase payment of $10,000. No transfers have been made from the Transfer AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2010.

■

As of March 20, 2010 (and at least until first a transfer is made out of the Transfer AST bond portfolio Sub-account under the formula) the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the Transfer AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the Transfer AST bond portfolio Sub-account).

■

Once there is a transfer out of the Transfer AST bond portfolio Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature).

If at the time you elect the 90% cap feature, more than 90% of your Account Value is allocated to an AST bond portfolio Sub-account used with the benefit, a transfer will be made from the AST bond portfolio Sub-account such that Account Value will be allocated 90% to the AST bond portfolio Sub-account and 10% will be allocated to your elected Sub-accounts. Amounts to be transferred from the AST bond portfolio Sub-account to your elected Sub-accounts will be transferred according to the following “hierarchy” (i.e., if a given item is inapplicable, we use the next instruction that is applicable): (a) the percentages dictated by any existing asset allocation program; or (b) the percentages dictated by any auto-rebalancing program; or (c) pro-rata according to amounts currently held in your elected Sub-accounts; or (d) according to the currently-effective allocation instructions used for the allocation of subsequent Purchase Payments. It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amount of such additional transfer(s) will vary. If, on the date this feature is elected, 100% of your Account Value is allocated to the Transfer AST bond portfolio Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts.

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It is possible that an additional transfer to the Permitted Sub-accounts could occur the following Valuation Day(s), and in some instances (based upon the formula) the additional transfer(s) could be large. Thereafter, your Account Value can be transferred between the Transfer AST bond portfolio Sub-account and your Permitted Sub-accounts as frequently as daily, based on what the formula prescribes.

Once the transfer restriction of the 90% cap feature is triggered, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature).

Important Considerations When Electing this Feature:

■	At any given time, some, most or none of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.
■

Please be aware that because of the way the 90% cap feature mathematical formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.

■

If this feature is elected, any Account Value transferred to the Permitted Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending on the performance of the Permitted Sub-accounts you select.

■	Your election of the 90% cap feature will not result in your losing the guarantees you had accumulated under your existing GRO Plus 2008 benefit.

HIGHEST DAILY GUARANTEED RETURN OPTIONSM (HD GROSM)

We no longer permit new elections of Highest Daily GRO

Highest Daily GRO creates a series of separate guarantees, each of which is based on the highest Account Value attained on a day during the applicable time period. As each year of your participation in the benefit passes, we create a new guarantee. Each guarantee then remains in existence until the date on which it matures (unless the benefit terminates sooner). We refer to each date on which the specified Account Value is guaranteed as the “maturity date” for that guarantee. Highest Daily GRO will not create a guarantee if the maturity date of that guarantee would extend beyond the date by which annuity payments must commence under the terms of your Annuity. This is true even with respect to a new Owner who has acquired the Annuity from the original Owner.

The guarantees provided by the benefit exist only on the applicable maturity date(s). However, due to the ongoing monitoring of your Account Value, and the transfer of Account Value to support our future guarantees, the benefit may provide some protection from significant Sub-account losses if you choose to surrender your Annuity or begin receiving annuity payments prior to a maturity date. For this same reason, the benefit may limit your ability to benefit from Sub-account increases while it is in effect.

The initial guarantee is created on the day that the Highest Daily GRO benefit is added to your Annuity. We guarantee that your Account Value on the tenth anniversary of that day (we refer to each such anniversary as a “benefit anniversary”) will not be less than your Account Value on the day that the Highest Daily GRO benefit was added to your Annuity. Each benefit anniversary thereafter, we create a new guarantee. With respect to each such subsequent guarantee, we identify the highest Account Value that occurred between the date of that benefit anniversary and the date on which Highest Daily GRO was added to your Annuity. We guarantee that your Account Value ten years after that benefit anniversary will be no less than the highest daily Account Value that occurred during that time period. The following example illustrates the time period over which we identify the highest daily Account Value for purposes of each subsequent guarantee under the benefit. If the date of benefit election were January 1, 2009, we would create a guarantee on January 1, 2012 based on the highest Account Value achieved between January 1, 2009 and January 1, 2012, and that guarantee would mature on January 1, 2022. As described below, we adjust each of the guarantee amounts for purchase payments and withdrawals.

In general, we refer to a date on which the Account Value is guaranteed to be present as the “maturity date”. If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the “Current AST bond portfolio Sub-account” described below) in accordance with your current allocations instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts, on a pro rata basis. If the entire account value is invested in the AST bond portfolio Sub-account, we will allocate according to your current allocation instructions.

We increase the amount of each guarantee that has not yet reached its maturity date, as well as the highest daily Account Value that we calculate to establish a guarantee, by the amount of each Purchase Payment (and associated Credits) made prior to the applicable maturity date. For example, if the effective date of the benefit was January 1, 2009, and there was an initial guaranteed amount that was set at $100,000 maturing January 1, 2019, and a second guaranteed amount that was set at $120,000 maturing January 1, 2020, then a $30,000 Purchase Payment made on March 30, 2010 would increase the guaranteed amounts to $130,000 and $150,000,

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respectively. As illustrated in the examples below, additional purchase payments also increase an amount we refer to as the “dollar-for-dollar corridor.”

We reflect the effect of withdrawals by reference to an amount called the “dollar-for-dollar corridor.” The dollar-for-dollar corridor is set initially to equal 5% of the initial guaranteed amount (i.e., 5% of the Account Value at benefit election). Each “benefit year” (i.e., a year that begins on the date of election of Highest Daily GRO and each anniversary thereafter), withdrawals that you make that are equal to or less than the dollar-for-dollar corridor reduce (i) the amount of the dollar-for-dollar corridor for that benefit year (ii) the amount of each outstanding guarantee amount, and (iii) the highest daily Account Value that we calculate to establish a guarantee, by the exact amount of the withdrawal. However, if you withdraw more than the dollar-for-dollar corridor in a given benefit year, we use the portion of the withdrawal that exceeded the dollar-for-dollar corridor to effect a proportional reduction to both the dollar-for-dollar corridor itself and each outstanding guaranteed amount, as well as the highest daily Account Value that we calculate to establish a guarantee. We calculate a proportional reduction by (i) identifying the amount of the withdrawal that exceeded the dollar-for-dollar corridor (the “excess withdrawal”) (ii) subtracting the dollar-for-dollar amount from the Account Value prior to the withdrawal (iii) dividing the excess withdrawal by the amount in (ii). We then use the resulting proportion to reduce each of the guaranteed amount, the highest daily Account Value that we calculate to establish a guarantee, and the dollar for dollar corridor itself. See examples of this calculation below.

Any partial withdrawals in payment of any third party investment advisory service will be treated as withdrawals, and will reduce each applicable guaranteed amount and the dollar-for-dollar corridor in the manner indicated above.

EXAMPLES

The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the Highest Daily GRO benefit are October 13, 2008; 2.) an initial Purchase Payment of $250,000 (includes any Credits); 3.) an initial guarantee amount of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for Highest Daily GRO or other fees and charges.

Example 1. Dollar-for-dollar reduction

A $10,000 withdrawal is taken on November 29, 2008 (in the first Annuity Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Dollar-for-dollar Limit:

■	The initial guarantee amount is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).
■	The remaining dollar-for-dollar limit (“Remaining Limit”) for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

Example 2. Dollar-for-dollar and proportional reductions

A second $10,000 withdrawal is taken on December 18, 2008 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $180,000. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:

■	the initial guarantee amount is first reduced by the Remaining Limit (from $240,000 to $237,500);
■	The result is then further reduced by the ratio of A to B, where:

—	A is the amount withdrawn less the Remaining Limit ($10,000 – $2,500, or $7,500).
—	B is the Account Value less the Remaining Limit ($180,000 – $2,500, or $177,500).

The resulting initial guarantee amount is: $237,500 × (1 – $7,500 / $177,500), or $227,464.79.

■	The Remaining Limit is set to zero (0) for the balance of the first Annuity Year.

The resulting dollar-for-dollar corridor for the next year is $11,373.24 (i.e., 5% of $227,464.79).

The resulting dollar-for-dollar corridor for the next Annuity Year is calculated by multiplying the prior dollar-for-dollar corridor by the same ratio by which we reduce the Guarantee Amount above: $12,500 × (1 – $7,500 / $177,500), or $11,971.83.

Key Feature – Allocation of Account Value

HD GRO uses a predetermined mathematical formula to help manage your guarantees through all market cycles. The formula applicable to you may not be altered once you elect the benefit. This required formula helps us manage our financial exposure under HD GRO, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve Account Value, by transferring it to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to the Sub-accounts corresponding to these bond portfolios collectively as the “AST bond portfolio Sub-accounts”. The formula also contemplates the transfer of Account Value from an AST bond portfolio Sub-account to the other Sub-accounts. The formula is set forth in Appendix L of this prospectus. A summary description of each AST bond portfolio Sub-account appears within the prospectus section entitled “Investment Options.” In addition, you can find a copy of the AST bond portfolio prospectus by going to www.prudentialannuities.com.

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For purposes of operating the HD GRO formula, we have included within each Annuity several AST bond portfolio Sub-accounts. Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2020, an AST bond portfolio whose underlying investments generally mature in 2021, and so forth. As discussed below, the formula determines the appropriate AST bond portfolio Sub-account to which Account Value is transferred. We will introduce new AST bond portfolio Sub-accounts in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit. If you have elected HD GRO, you may have Account Value allocated to an AST bond portfolio Sub-account only by operation of the formula, and thus you may not allocate Purchase Payments to or make transfers to or from an AST bond portfolio Sub-account.

Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. The formula determines the appropriate AST bond portfolio Sub-account to which Account Value is transferred. On any day a transfer into or out of the AST bond portfolio Sub-account is made, the formula may dictate that a transfer out of one AST bond portfolio Sub-account be made into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the “current liability”, as described below. In the formula, we use the term “Transfer Account” to refer to the AST bond portfolio Sub-account to which a transfer would be made. As indicated, the formula and AST bond portfolio Sub-accounts are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, the formula applicable to you under the benefit determines which AST bond portfolio Sub-account your Account Value is transferred to, and under what circumstances a transfer is made.

In general, the formula works as follows. Under the formula, Account Value will transfer between the “Permitted Sub-accounts” and an AST bond portfolio Sub-account when dictated by the pre-determined mathematical formula. On each Valuation Day, including the effective date of the benefit, the pre-determined mathematical formula is used to compare your Account Value to an amount based on the guarantees provided under the benefit. The formula determines whether a transfer occurs based, among other things, on an identification of the outstanding guarantee that has the largest present value. Based on the formula, a determination is made as to whether any portion of your Account Value is to be transferred to or from the AST bond portfolio Sub-account. In identifying those guarantees, we consider each guarantee that already has been set (i.e., on a benefit anniversary), as well as an amount that we refer to as the “Projected Future Guarantee.” The “Projected Future Guarantee” is an amount equal to the highest Account Value (adjusted for withdrawals, additional Purchase Payments, and any associated Credits as described in the section of the prospectus concerning HD GRO) within the current benefit year that would result in a new guarantee. For the Projected Future Guarantee, the assumed Guarantee Period begins on the current Valuation Day and ends 10 years from the next anniversary of the effective date of the benefit. As such, a Projected Future Guarantee could cause a transfer of Account Value into an AST bond portfolio Sub-account. We only calculate a Projected Future Guarantee if the assumed Guarantee Period associated with that Projected Future Guarantee does not extend beyond the latest Annuity Date applicable to the Annuity. The amount that is transferred to and from the AST bond portfolio Sub-accounts pursuant to the formula depends upon the factors set forth in the bullet points below, some of which relate to the guarantee amount(s), including the Projected Future Guarantee.

For each outstanding guarantee and the Projected Future Guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable “discount rate”, would equal the applicable guarantee amount on the Maturity Date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing that interest rate by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the “current liability” in the formula. The formula compares the current liability to the amount of your Account Value held within the AST bond portfolio Sub-account and to your Account Value held within the Permitted Sub-accounts. If the current liability, reduced by the amount held within the current AST bond portfolio Sub-account, and divided by the amount held within the Permitted Sub-accounts, exceeds an upper target value (currently, 85%), then the formula will make a transfer into the AST bond portfolio Sub-account, in the amount dictated by the formula (subject to the 90% cap feature discussed below). If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount within the Permitted Sub-accounts, is less than a lower target value (currently, 79%), then the formula will transfer Account Value from the AST bond portfolio Sub-account into the Permitted Sub-accounts, in the amount dictated by the formula.

As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts. Where you have not elected the 90% cap feature, at any given time, some, none, or all of your Account Value may be allocated to an AST bond portfolio Sub-account. For such elections, if your entire Account Value is transferred to an AST bond portfolio Sub-account, then based on the way the formula operates, the formula will not transfer amounts out of the AST bond portfolio Sub-account and the entire Account Value would remain in the AST bond portfolio Sub-account. If you make additional Purchase Payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional Purchase Payments may or may not cause the formula to transfer money into or out of the AST bond portfolio Sub-account. Once the Purchase Payments are allocated to your Annuity, they also will be subject to the formula, which may result in immediate transfers to or from the AST bond portfolio Sub-accounts, if dictated by the formula. If you have elected the

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90% cap feature discussed below, at any given time, some, none, or most of your Account Value may be allocated to the AST bond portfolio Sub-accounts.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST bond portfolio Sub-accounts pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

■	The difference between your Account Value and your guarantee amount(s);
■	The amount of time until the maturity of your guarantee(s);
■	The amount invested in, and the performance of, the Permitted Sub-accounts;
■	The amount invested in, and the performance of, the AST bond portfolio Sub-accounts;
■	The discount rate used to determine the present value of your guarantee(s);
■	Additional Purchase Payments, if any, that you make to the Annuity; and
■	Withdrawals, if any, taken from the Annuity.

Any amounts invested in the AST bond portfolio Sub-accounts will affect your ability to participate in a subsequent market recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the market recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected. The AST bond portfolio Sub-accounts are available only with certain optional living benefits, and you may not allocate Purchase Payments to or transfer Account Value to or from the AST bond portfolio Sub-accounts.

Election/Cancellation of the Benefit

We no longer permit new elections of Highest Daily GRO. If you currently participate in Highest Daily GRO, your existing guarantees are unaffected by the fact that we no longer offer Highest Daily GRO.

If you wish, you may cancel the Highest Daily GRO benefit. You may then elect any other currently available living benefit, which is available to be added post issue) on any Valuation Day after you have cancelled the Highest Daily GRO benefit, provided the request is received in good order (subject to state availability and in accordance with any applicable age requirements). Upon cancellation of the Highest Daily GRO benefit, any Account Value allocated to the AST Bond Portfolio Sub-accounts used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro-rata. Upon your election of another living benefit, Account Value may be transferred between the AST Bond Portfolio Sub-accounts or, depending on the benefits selected, the AST Investment Grade Bond Portfolio, and the Permitted Sub-accounts according to a pre-determined mathematical formula used with that benefit. It is possible that over time the formula could transfer some, most, or none of the Account Value to the AST Bond Portfolio Sub-accounts or, depending on the benefits selected, the AST Investment Grade Bond Portfolio, under the newly-elected benefit. You also should be aware that upon cancellation of the Highest Daily GRO benefit, you will lose all guarantees that you had accumulated under the benefit. Thus, the guarantees under your newly-elected benefit will be based on your current Account Value. The benefit you elect or re-elect may be more expensive than the benefit you cancel. Once the Highest Daily GRO benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Highest Daily GRO benefit provided that the benefit you are looking to elect is available on a post-issue basis.

Highest Daily GRO will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or (d) upon full surrender of the Annuity. If you elect to terminate the benefit, Highest Daily GRO will no longer provide any guarantees. The charge for the Highest Daily GRO benefit will no longer be deducted from your Account Value upon termination of the benefit.

Special Considerations under Highest Daily GRO

This benefit is subject to certain rules and restrictions, including, but not limited to the following:

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Upon inception of the benefit, 100% of your Account Value must have been allocated to the Permitted Sub-accounts. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.

■	You cannot participate in any dollar cost averaging program that transfers Account Value from a fixed interest rate option to a Sub-account.
■

Transfers from the other Sub-accounts to an AST bond portfolio Sub-account or from an AST bond portfolio Sub-account to the other Sub-accounts under the benefit will not count toward the maximum number of free transfers allowable under the Annuity.

■	Any amounts applied to your Account Value by us on a maturity date will not be treated as “investment in the contract” for income tax purposes.
■	As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.

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■

We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

Charges under the Benefit

We deduct an annual charge equal to 0.60% (0.35% for elections prior to May 1, 2009) of the average daily net assets of the Sub-accounts (including each AST bond portfolio Sub-account) for participation in the Highest Daily GRO benefit. The charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed and (b) administration of the benefit. We reserve the right to increase this fee for newly-issued contracts or new elections of the benefit. The charges will not exceed the maximum charges shown in the section of this Prospectus entitled “Summary of Contract Fees and Charges.” You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.

OPTIONAL 90% CAP FEATURE FOR HIGHEST DAILY GRO

If you currently own an Annuity and have elected the Highest Daily GRO benefit, you can elect this optional feature, at no additional cost, which utilizes a new mathematical formula. The predetermined mathematical formula is described below and will replace the “Transfer Calculation” portion of the mathematical formula currently used in connection with your benefit on a prospective basis. This election may only be made once and may not be revoked once elected. The new formula is set forth in Appendix L of this prospectus, and is described below. Only the election of the 90% cap feature will prevent all of your Account Value from being allocated to an AST bond portfolio Sub-account. If all of your Account Value is currently allocated to an AST bond portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect this 90% cap feature. If you make additional Purchase Payments, they may result in a transfer of Account Value.

As with the formula that does not include the 90% cap feature, the formula with the 90% cap feature determines whether a transfer occurs based, among other things, on an identification of the outstanding guarantee that has the largest present value. In identifying those guarantees, we consider each guarantee that already has been set (i.e., on a benefit anniversary), as well as the “Projected Future Guarantee” (as described above).

Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. In the description of the formula in the next paragraph, we refer to the AST bond portfolio Sub-account in which you are invested immediately prior to any potential asset transfer as the “Current AST bond portfolio Sub-account.” The formula may dictate that a transfer out of the Current AST bond portfolio Sub-account be made, or alternatively may mandate a transfer into an AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the “current liability” (we refer to that Sub-account as the “Transfer AST bond portfolio Sub-account”). Note that if the Current AST bond portfolio Sub-account is associated with the current liability, then that Sub-account would be the Transfer AST bond portfolio Sub-account, and we would simply transfer additional assets into the Sub-account if dictated by the formula.

Under the new formula, the formula will not execute a transfer to the Transfer AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account (“90% cap feature”). Thus, on any Valuation Day, if the formula would require a transfer to the Transfer AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a formula-initiated transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature). At no time will the formula make a transfer to the Transfer AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the Transfer AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the Transfer AST bond portfolio Sub-account.

If you make additional purchase payments to your Annuity while the transfer restriction of the 90% cap feature is in effect, the formula will not transfer any of such additional purchase payments to the Transfer AST bond portfolio Sub-account at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the Transfer AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the Transfer AST bond portfolio Sub-account (at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account).

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For example,

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March 19, 2010 – a transfer is made that results in the 90% cap feature being met and now $90,000 is allocated to the Transfer AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

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March 20, 2010 – you make an additional purchase payment of $10,000. No transfers have been made from the Transfer AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2010.

■

As of March 20, 2010 (and at least until first a transfer is made out of the Transfer AST bond portfolio Sub-account under the formula) the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the Transfer AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the Transfer AST bond portfolio Sub-account).

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Once there is a transfer out of the Transfer AST bond portfolio Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature).

If at the time you elect the 90% cap feature, more than 90% of your Account Value is allocated to an AST bond portfolio Sub-account used with the benefit, a transfer will be made from the AST bond portfolio Sub-account such that Account Value will be allocated 90% to the AST bond portfolio Sub-account and 10% will be allocated to your elected Sub-accounts. Amounts to be transferred from the AST bond portfolio Sub-account to your elected Sub-accounts will be transferred according to the following “hierarchy” (i.e., if a given item is inapplicable, we use the next instruction that is applicable): (a) the percentages dictated by any existing asset allocation program; or (b) the percentages dictated by any auto-rebalancing program; or (c) pro-rata according to amounts currently held in your elected Sub-accounts; or (d) according to the currently-effective allocation instructions used for the allocation of subsequent Purchase Payments. It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amount of such additional transfer(s) will vary. If, on the date this feature is elected, 100% of your Account Value is allocated to the Transfer AST bond portfolio Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts.

It is possible that an additional transfer to the Permitted Sub-accounts could occur the following Valuation Day(s), and in some instances (based upon the formula) the additional transfer(s) could be large. Thereafter, your Account Value can be transferred between the Transfer AST bond portfolio Sub-account and your Permitted Sub-accounts as frequently as daily, based on what the formula prescribes.

Once the transfer restriction of the 90% cap feature is triggered, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature).

Important Considerations When Electing this Feature:

■	At any given time, some, most or none of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.
■

Please be aware that because of the way the 90% cap feature mathematical formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.

■

If this feature is elected, any Account Value transferred to the Permitted Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending on the performance of the Permitted Sub-accounts you select.

Your election of the 90% cap feature will not result in your losing the guarantees you had accumulated under your existing Highest Daily GRO benefit.

GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB)

The Guaranteed Minimum Withdrawal Benefit is no longer available for new elections.

The Guaranteed Minimum Withdrawal Benefit guarantees your ability to withdraw amounts equal to an initial principal value (called the “Protected Value”), regardless of the impact of Sub-account performance on your Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that Sub-account performance will not affect your ability to protect your principal. You are not required to make withdrawals as part of the benefit – the guarantee is not lost if you withdraw less than the maximum allowable amount of principal each year under the rules of the benefit. There is an additional charge if you elect the GMWB benefit; however, the charge may be waived under certain circumstances described below.

Key Feature – Protected Value

The Protected Value is the total amount that we guarantee will be available to you through withdrawals from your Annuity and/or benefit payments, regardless of the impact of Sub-account performance on your Account Value. The Protected Value is reduced with each withdrawal you make until the Protected Value is reduced to zero. When the Protected Value is reduced to zero due to your

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withdrawals, the GMWB benefit terminates. Additionally, the Protected Value is used to determine the maximum annual amount that you can withdraw from your Annuity, called the Protected Annual Withdrawal Amount, without triggering an adjustment in the Protected Value on a proportional basis. The Protected Value is referred to as the “Benefit Base” in the rider we issue for this benefit.

The Protected Value is determined as of the date you make your first withdrawal under your Annuity following your election of the GMWB benefit. The initial Protected Value is equal to the greater of (A) the Account Value on the date you elect the GMWB benefit, plus any additional purchase payments (plus any Credits applied to such purchase payments) before the date of your first withdrawal; or (B) the Account Value as of the date of the first withdrawal from your Annuity. The Protected Value may be enhanced by increases in your Account Value due to market performance during the period between your election of the GMWB benefit and the date of your first withdrawal.

■	If you elect the GMWB benefit at the time you purchase your Annuity, the Account Value will be your initial Purchase Payment (plus any Credits applied to such purchase payments).
■

If we offer the GMWB benefit to existing Annuity Owners, the Account Value on the anniversary of the Issue Date of your Annuity following your election of the GMWB benefit will be used to determine the initial Protected Value.

■

If you make additional purchase payments after your first withdrawal, the Protected Value will be increased by the amount of the additional purchase payment (plus any Credits applied to such purchase payments).

You may elect to step-up your Protected Value if, due to positive market performance, your Account Value is greater than the Protected Value. You are eligible to step-up the Protected Value on or after the 5th anniversary following the first withdrawal under the GMWB benefit. The Protected Value can be stepped up again on or after the 5th anniversary following the preceding step-up. If you elect to step-up the Protected Value, you must do so during the 30-day period prior to your eligibility date. If you elect to step-up the Protected Value under the benefit, and on the date you elect to step-up, the charges under the GMWB benefit have changed for new purchasers, your benefit may be subject to the new charge going forward.

Upon election of the step-up, we reset the Protected Value to be equal to the then current Account Value. For example, assume your initial Protected Value was $100,000 and you have made cumulative withdrawals of $40,000, reducing the Protected Value to $60,000. On the date you are eligible to step-up the Protected Value, your Account Value is equal to $75,000. You could elect to step-up the Protected Value to $75,000 on the date you are eligible. Upon election of the step-up, we also reset the Protected Annual Withdrawal Amount (discussed immediately below) to be equal to the greater of (A) the Protected Annual Withdrawal Amount immediately prior to the reset; and (B) 7% of the Protected Value immediately after the reset.

Key Feature – Protected Annual Withdrawal Amount.

The initial Protected Annual Withdrawal Amount is equal to 7% of the Protected Value. Under the GMWB benefit, if your cumulative withdrawals each Annuity Year are less than or equal to the Protected Annual Withdrawal Amount, your Protected Value will be reduced on a “dollar-for-dollar” basis (the Protected Value is reduced by the actual amount of the withdrawal, including any CDSC or MVA that may apply). Cumulative withdrawals in any Annuity Year that exceed the Protected Annual Withdrawal Amount trigger a proportional adjustment to both the Protected Value and the Protected Annual Withdrawal Amount, as described in the rider for this benefit (see the examples of this calculation below). The Protected Annual Withdrawal Amount is referred to as the “Maximum Annual Benefit” in the rider we issue for this benefit.

The GMWB benefit does not affect your ability to make withdrawals under your Annuity or limit your ability to request withdrawals that exceed the Protected Annual Withdrawal Amount. You are not required to withdraw all or any portion of the Protected Annual Withdrawal Amount each Annuity Year.

If, cumulatively, you withdraw an amount less than the Protected Annual Withdrawal Amount in any Annuity Year, you cannot carry-over the unused portion of the Protected Annual Withdrawal Amount to subsequent Annuity Years. However, because the Protected Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Protected Annual Withdrawal Amount may extend the period of time until the remaining Protected Value is reduced to zero.

■	Additional purchase payments will increase the Protected Annual Withdrawal Amount by 7% of the applicable Purchase Payment (and any Credits we apply to such purchase payments under Optimum XTra).
■	If the Protected Annual Withdrawal Amount after an adjustment exceeds the Protected Value, the Protected Annual Withdrawal Amount will be set equal to the Protected Value.

The following examples of dollar-for-dollar and proportional reductions and the reset of the Maximum Annual Benefit assume that: 1.) the Issue Date and the effective date of the GMWB benefit are October 13, 2005; 2.) an initial Purchase Payment of $250,000 (includes any Credits); 3.) a Protected Value of $250,000; and 4.) a Protected Annual Withdrawal Amount of $17,500 (7% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for GMWB or any other fees and charges.

Example 1. Dollar-for-dollar reduction

A $10,000 withdrawal is taken on November 13, 2005 (in the first Annuity Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Protected Annual Withdrawal Amount:

■	The Protected Value is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).

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■	The remaining Protected Annual Withdrawal Amount for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $17,500 to $7,500).

Example 2. Dollar-For-Dollar and proportional reductions

A second $10,000 withdrawal is taken on December 13, 2005 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $220,000. As the amount withdrawn exceeds the remaining Protected Annual Withdrawal Amount of $7,500 from Example 1:

■	The Protected Value is first reduced by the remaining Protected Annual Withdrawal Amount (from $240,000 to $232,500);
■	The result is then further reduced by the ratio of A to B, where:

—	A is the amount withdrawn less the remaining Protected Annual Withdrawal Amount ($10,000 – $7,500, or $2,500).
—	B is the Account Value less the remaining Protected Annual Withdrawal Amount ($220,000 – $7,500, or $212,500).

The resulting Protected Value is: $232,500 X (1 – $2,500 / $212,500), or $229,764.71.

■	The Protected Annual Withdrawal Amount is also reduced by the ratio of A to B: The resulting Protected Annual Withdrawal Amount is: $17,500 X (1 – $2,500 / $212,500), or $17,294.12;
■	The remaining Protected Annual Withdrawal Amount is set to zero (0) for the balance of the first Annuity Year.

Example 3. Reset of the maximum annual benefit

A $10,000 withdrawal is made on October 13, 2006 (second Annuity Year). The remaining Protected Annual Withdrawal Amount has been reset to the Protected Annual Withdrawal Amount of $17,294.12 from Example 2. As the amount withdrawn is less than the remaining Protected Annual Withdrawal Amount:

■	the Protected Value is reduced by the amount withdrawn (i.e., reduced by $10,000, from $229,764.71 to $219,764.71).
■	the remaining Protected Annual Withdrawal Amount for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $17,294.12 to $7,294.12).

BENEFITS UNDER GMWB

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In addition to any withdrawals you make under the GMWB benefit, Sub-account performance may reduce your Account Value. If your Account Value is equal to zero, and you have not received all of your Protected Value in the form of withdrawals from your Annuity, we will continue to make payments equal to the remaining Protected Value in the form of fixed, periodic payments until the remainder of the Protected Value is paid, at which time the rider terminates. The fixed, periodic payments will each be equal to the Protected Annual Withdrawal Amount, except for the last payment which may be equal to the remaining Protected Value. We will determine the duration for which periodic payments will continue by dividing the Protected Value by the Protected Annual Withdrawal Amount. You will not have the right to make additional purchase payments or receive the remaining Protected Value in a lump sum. You can elect the frequency of payments, subject to our rules then in effect.

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If the death benefit under your Annuity becomes payable before you have received all of your Protected Value in the form of withdrawals from your Annuity, your Beneficiary has the option to elect to receive the remaining Protected Value as an alternate death benefit payout in lieu of the amount payable under any other death benefit provided under your Annuity. The remaining Protected Value will be payable in the form of fixed, periodic payments. Your beneficiary can elect the frequency of payments, subject to our rules then in effect. We will determine the duration for which periodic payments will continue by dividing the Protected Value by the Protected Annual Withdrawal Amount. The Protected Value is not equal to the Account Value for purposes of the Annuity’s other death benefit options. The GMWB benefit does not increase or decrease the amount otherwise payable under the Annuity’s other death benefit options. Generally, the GMWB benefit would be of value to your Beneficiary only when the Protected Value at death exceeds any other amount available as a death benefit.

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If you elect to begin receiving annuity payments before you have received all of your Protected Value in the form of withdrawals from your Annuity, an additional annuity payment option will be available that makes fixed annuity payments for a certain period, determined by dividing the Protected Value by the Protected Annual Withdrawal Amount. If you elect to receive annuity payments calculated in this manner, the assumed interest rate used to calculate such payments will be 0%, which is less than the assumed interest rate on other annuity payment options we offer. This 0% assumed interest rate results in lower annuity payments than what would have been paid if the assumed interest rate was higher than 0%. You can also elect to terminate the GMWB benefit and begin receiving annuity payments based on your then current Account Value (not the remaining Protected Value) under any of the available annuity payment options.

Other Important Considerations

■	Withdrawals under the GMWB benefit are subject to all of the terms and conditions of your Annuity, including any CDSC and MVA that may apply.
■	Withdrawals made while the GMWB benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under your Annuity.
■

The GMWB benefit does not directly affect your Annuity’s Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal. If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Value.

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You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the GMWB benefit. The GMWB benefit provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Protected Value in the form of periodic benefit payments.

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We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

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The Basic Death Benefit will terminate if withdrawals taken under the GMWB benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the GMWB benefit cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

Election of the Benefit

The GMWB benefit is no longer available. If you currently participate in GMWB, your existing guarantees are unaffected by the fact that we no longer offer GMWB.

We reserve the right to restrict the maximum amount of Protected Value that may be covered under the GMWB benefit under this Annuity or any other annuities that you own that are issued by Prudential Annuities or its affiliated companies.

Termination of the Benefit

The benefit terminates automatically when your Protected Value reaches zero based on your withdrawals. You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective. The benefit terminates upon your surrender of your Annuity, upon due proof of death (unless your surviving spouse elects to continue your Annuity and the GMWB benefit or your Beneficiary elects to receive the amounts payable under the GMWB benefit in lieu of the death benefit) or upon your election to begin receiving annuity payments.

The charge for the GMWB benefit will no longer be deducted from your Account Value upon termination of the benefit.

Please note that if you terminate a living benefit such as GMWB and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. We reserve the right to waive, change and/or further limit the election frequency in the future.

Charges under the Benefit

Currently, we deduct a charge equal to 0.35% of the average daily net assets of the Sub-accounts per year for the GMWB benefit. The annual charge is deducted daily.

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If, during the seven years following the effective date of the benefit, you do not make any withdrawals, and also during the five years after the effective date of the benefit you make no purchase payment, we will thereafter waive the charge for GMWB. If you make a purchase payment after we have instituted that fee waiver (whether that purchase payment is directed to a Sub-account or to a Fixed Allocation), we will resume imposing the GMWB fee (without notifying you of the resumption of the charge). Withdrawals that you take after the fee waiver has been instituted will not result in the re-imposition of the GMWB charge.

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If you elect to step-up the Protected Value under the benefit, and on the date you elect to step-up, the charges under the benefit have changed for new purchasers, your benefit may be subject to the new charge level for the benefit.

Additional Tax Considerations for Qualified Contracts/Arrangements

If you purchase an Annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than 5% owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Protected Annual Withdrawal Amount, which will cause us to recalculate the Protected Value and the Protected Annual Withdrawal Amount, resulting in a lower amount payable in future Annuity Years.

GUARANTEED MINIMUM INCOME BENEFIT (GMIB)

The Guaranteed Minimum Income Benefit is no longer available for new elections.

The Guaranteed Minimum Income Benefit is an optional benefit that, after a seven-year waiting period, guarantees your ability to begin receiving income from your Annuity in the form of annuity payments based on a guaranteed minimum value (called the “Protected Income Value”) that increases after the waiting period begins, regardless of the impact of Sub-account performance on your Account Value. The benefit may be appropriate for you if you anticipate using your Annuity as a future source of periodic fixed income payments for the remainder of your life and wish to ensure that the basis upon which your income payments will be calculated will achieve at least a minimum amount despite fluctuations in market performance. There is an additional charge if you elected the GMIB benefit.

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Key Feature – Protected Income Value

The Protected Income Value is the minimum amount that we guarantee will be available (net of any applicable tax charge), after a waiting period of at least seven years, as a basis to begin receiving fixed annuity payments. The Protected Income Value is initially established on the effective date of the GMIB benefit and is equal to your Account Value on such date. Currently, since the GMIB benefit may only be elected at issue, the effective date is the Issue Date of your Annuity. The Protected Income Value is increased daily based on an annual growth rate of 5%, subject to the limitations described below. The Protected Income Value is referred to as the “Protected Value” in the rider we issue for this benefit. The 5% annual growth rate is referred to as the “Roll-Up Percentage” in the rider we issue for this benefit.

The Protected Income Value is subject to a limit of 200% (2X) of the sum of the Protected Income Value established on the effective date of the GMIB benefit, or the effective date of any step-up value, plus any additional purchase payments (and any Credit that is applied to such purchase payments) made after the waiting period begins (“Maximum Protected Income Value”), minus the impact of any withdrawals (as described below in “Impact of Withdrawals on the Protected Income Value”) you make from your Annuity after the waiting period begins.

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Subject to the maximum age/durational limits described immediately below, we will no longer increase the Protected Income Value by the 5% annual growth rate once you reach the Maximum Protected Income Value. However, we will increase the Protected Income Value by the amount of any additional purchase payments after you reach the Maximum Protected Income Value. Further, if you make withdrawals after you reach the Maximum Protected Income Value, we will reduce the Protected Income Value and the Maximum Protected Income Value by the proportional impact of the withdrawal on your Account Value.

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Subject to the Maximum Protected Income Value, we will no longer increase the Protected Income Value by the 5% annual growth rate after the later of the anniversary date on or immediately following the Annuitant’s 80th birthday or the 7th anniversary of the later of the effective date of the GMIB benefit or the effective date of the most recent step-up. However, we will increase the Protected Income Value by the amount of any additional purchase payments (and any Credit that is applied to such purchase payments). Further, if you make withdrawals after the Annuitant reaches the maximum age/duration limits, we will reduce the Protected Income Value and the Maximum Protected Income Value by the proportional impact of the withdrawal on your Account Value.

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Subject to the Maximum Protected Income Value, if you make an additional purchase payment, we will increase the Protected Income Value by the amount of the purchase payment (and any Credit that is applied to such purchase payment) and will apply the 5% annual growth rate on the new amount from the date the purchase payment is applied.

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As described below, after the waiting period begins, cumulative withdrawals each Annuity Year that are up to 5% of the Protected Income Value on the prior anniversary of your Annuity will reduce the Protected Income Value by the amount of the withdrawal. Cumulative withdrawals each Annuity Year in excess of 5% of the Protected Income Value on the prior anniversary of your Annuity will reduce the Protected Income Value proportionately. All withdrawals after the Maximum Protected Income Value is reached will reduce the Protected Income Value proportionately. The 5% annual growth rate will be applied to the reduced Protected Income Value from the date of the withdrawal.

Stepping-Up the Protected Income Value – You may elect to “step-up” or “reset” your Protected Income Value if your Account Value is greater than the current Protected Income Value. Upon exercise of the step-up provision, your initial Protected Income Value will be reset equal to your current Account Value. From the date that you elect to step-up the Protected Income Value, we will apply the 5% annual growth rate to the stepped-up Protected Income Value, as described above. You can exercise the step-up provision twice while the GMIB benefit is in effect, and only while the Annuitant is less than age 76.

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A new seven-year waiting period will be established upon the effective date of your election to step-up the Protected Income Value. You cannot exercise your right to begin receiving annuity payments under the GMIB benefit until the end of the new waiting period. In light of this waiting period upon resets, it is not recommended that you reset your GMIB if the required beginning date under IRS minimum distribution requirements would commence during the 7 year waiting period. See “Tax Considerations” section in this prospectus for additional information on IRS requirements.

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The Maximum Protected Income Value will be reset as of the effective date of any step-up. The new Maximum Protected Income Value will be equal to 200% of the sum of the Protected Income Value as of the effective date of the step-up plus any subsequent purchase payments (and any Credit that is applied to such purchase payments), minus the impact of any withdrawals after the date of the step-up.

■	When determining the guaranteed annuity purchase rates for annuity payments under the GMIB benefit, we will apply such rates based on the number of years since the most recent step-up.
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If you elect to step-up the Protected Income Value under the benefit, and on the date you elect to step-up, the charges under the GMIB benefit have changed for new purchasers, your benefit may be subject to the new charge going forward.

■	A step-up will increase the dollar-for-dollar limit on the anniversary of the Issue Date of the Annuity following such step-up.

Impact of Withdrawals on the Protected Income Value – Cumulative withdrawals each Annuity Year up to 5% of the Protected Income Value will reduce the Protected Income Value on a “dollar-for-dollar” basis (the Protected Income Value is reduced by the actual amount of the withdrawal). Cumulative withdrawals in any Annuity Year in excess of 5% of the Protected Income Value will reduce the Protected Income Value proportionately (see the examples of this calculation below). The 5% annual withdrawal amount is determined on each anniversary of the Issue Date (or on the Issue Date for the first Annuity Year) and applies to any withdrawals

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during the Annuity Year. This means that the amount available for withdrawals each Annuity Year on a “dollar-for-dollar” basis is adjusted on each Annuity anniversary to reflect changes in the Protected Income Value during the prior Annuity Year.

The Maximum Protected Income Value is reduced by the same dollar-for-dollar amount as the Protected Income Value is reduced and the same proportional percentage as the Protected Income Value is reduced.

The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GMIB benefit are October 13, 2005; 2.) an initial Purchase Payment of $250,000 (includes any Credits); 3.) an initial Protected Income Value of $250,000; 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000); and 5.) a Maximum Protected Income Value of $500,000 (200% of the initial Protected Income Value). The values set forth here are purely hypothetical and do not reflect the charge for GMIB or any other fees and charges.

Example 1. Dollar-for-dollar reduction

A $10,000 withdrawal is taken on November 13, 2005 (in the first Annuity Year). No prior withdrawals or step-ups have been taken. Immediately prior to the withdrawal, the Protected Income Value is $251,038.10 (the initial value accumulated for 31 days at an annual effective rate of 5%). As the amount withdrawn is less than the dollar-for-dollar limit:

■	The Protected Income Value is reduced by the amount withdrawn (i.e., by $10,000, from $251,038.10 to $241,038.10).
■	The Maximum Protected Income Value is reduced by the amount withdrawn (i.e., by $10,000 from $500,000.00 to $490,000.00).
■	The remaining dollar-for-dollar limit (“Remaining Limit”) for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

Example 2. Dollar-for-dollar and proportional reductions

A second $10,000 withdrawal is taken on December 13, 2005 (still within the first Annuity Year). Immediately before the withdrawal, the Account Value is $220,000, the Protected Income Value is $242,006.64 and the Maximum Protected Income Value is $490,000.00. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:

■	The Protected Income Value is first reduced by the Remaining Limit (from $242,006.64 to $239,506.64);
■	The result is then further reduced by the ratio of A to B, where:

—	A is the amount withdrawn less the Remaining Limit ($10,000 – $2,500, or $7,500).
—	B is the Account Value less the Remaining Limit ($220,000 – $2,500, or $217,500).

The resulting Protected Income Value is: $239,506.64 X (1 – $7,500/$217,500), or $231,247.79.

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The Maximum Protected Income Value is reduced first by the same dollar amount as the Protected Income Value ($490,000.00 – $2,500 or $487,500.00) and by the same proportion as for the Protected Income Value ($487,500.00 X 0.9655 or $470,689.66).

■	The Remaining Limit is set to zero (0) for the balance of the first Annuity Year.

Example 3. Reset of the dollar-for-dollar limit

A $10,000 withdrawal is made on the first anniversary of the Issue Date, October 13, 2006 (second Annuity Year). Prior to the withdrawal, the Protected Income Value is $240,838.37 and the Maximum Protected Income Value is $470,689.66. The Remaining Limit is reset to 5% of the Protected Income Value amount, or $12,041.92. As the amount withdrawn is less than the dollar-for-dollar limit:

■	The Protected Income Value is reduced by the amount withdrawn (i.e., reduced by $10,000, from $240,838.37 to $230,838.37).
■	The Maximum Protected Income Value is also reduced by the amount withdrawn (i.e., by $10,000 from $470,689.66, to $460,689.66).
■	The Remaining Limit for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $12,041.92 to $2,041.92).

Key Feature – GMIB Annuity Payments

You can elect to apply the Protected Income Value to one of the available GMIB Annuity Payment Options on any anniversary date following the initial waiting period, or any subsequent waiting period established upon your election to step-up the Protected Income Value. Once you have completed the waiting period, you will have a 30-day period each year, after the Annuity anniversary, during which you may elect to begin receiving annuity payments under one of the available GMIB Annuity Payment Options. You must elect one of the GMIB Annuity Payment Options by the anniversary of the Annuity’s Issue Date on or immediately following the Annuitant’s or your 95th birthday or whichever is sooner, except for Annuities used as a funding vehicle for an IRA, SEP IRA or 403(b), in which case you must elect one of the GMIB Annuity Payment Options by the anniversary of the Annuity’s Issue Date on or immediately following the Annuitant’s 92nd birthday.

The amount of each GMIB Annuity Payment will be determined based on the age and, where permitted by law, sex of the Annuitant by applying the Protected Income Value (net of any applicable tax charge that may be due) to the GMIB Annuity Payment Option you choose. We use special annuity purchase rates to calculate the amount of each payment due under the GMIB Annuity Payment Options. These special rates for the GMIB Annuity Payment Options are calculated using an assumed interest rate factor that

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provides for lower growth in the value applied to produce annuity payments than if you elected an annuity payment option that is not part of the GMIB benefit. These special rates also are calculated using other factors such as “age setbacks” (use of an age lower than the Annuitant’s actual age) that result in lower payments than would result if you elected an annuity payment option that is not part of the GMIB benefit. Use of an age setback entails a longer assumed life for the Annuitant which in turn results in lower annuity payments.

On the date that you elect to begin receiving GMIB Annuity Payments, we guarantee that your payments will be calculated based on your Account Value and our then current annuity purchase rates if the payment amount calculated on this basis would be higher than it would be based on the Protected Income Value and the special GMIB annuity purchase rates.

GMIB Annuity Payment Option 1 – Payments for Life with a Certain Period

Under this option, monthly annuity payments will be made until the death of the Annuitant. If the Annuitant dies before having received 120 monthly annuity payments, the remainder of the 120 monthly annuity payments will be made to the Beneficiary.

GMIB Annuity Payment Option 2 – Payments for Joint Lives with a Certain Period

Under this option, monthly annuity payments will be made until the death of both the Annuitant and the Joint Annuitant. If the Annuitant and the Joint Annuitant die before having received 120 monthly annuity payments, the remainder of the 120 monthly annuity payments will be made to the Beneficiary.

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If the Annuitant dies first, we will continue to make payments until the later of the death of the Joint Annuitant and the end of the period certain. However, if the Joint Annuitant is still receiving annuity payments following the end of the certain period, we will reduce the amount of each subsequent payment to 50% of the original payment amount.

■	If the Joint Annuitant dies first, we will continue to make payments until the later of the death of the Annuitant and the end of the period certain.

You cannot withdraw your Account Value or the Protected Income Value under either GMIB Annuity Payment Option once annuity payments have begun. We may make other payout frequencies available, such as quarterly, semi-annually or annually.

Other Important Considerations

You should note that GMIB is designed to provide a type of insurance that serves as a safety net only in the event your Account Value declines significantly due to negative investment performance. If your Account Value is not significantly affected by negative investment performance, it is unlikely that the purchase of the GMIB will result in your receiving larger annuity payments than if you had not purchased GMIB. This is because the assumptions that we use in computing the GMIB, such as the annuity purchase rates, (which include assumptions as to age-setbacks and assumed interest rates), are more conservative than the assumptions that we use in computing annuity payout options outside of GMIB. Therefore, you may generate higher income payments if you were to annuitize a lower Account Value at the current annuity purchase rates, than if you were to annuitize under the GMIB with a higher Protected Value than your Account Value but, at the annuity purchase rates guaranteed under the GMIB. The GMIB benefit does not directly affect an Annuity’s Account Value, Surrender Value or the amount payable under either the basic Death Benefit provision of the Annuity or any optional Death Benefit provision. If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Income Value. The Protected Income Value is only applicable if you elect to begin receiving annuity payments under one of the GMIB annuity options after the waiting period.

■	Each Annuity offers other annuity payment options that you can elect which do not impose an additional charge, but which do not offer to guarantee a minimum value on which to make annuity payments.
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Where allowed by law, we reserve the right to limit subsequent purchase payments if we determine, at our sole discretion, that based on the timing of your purchase payments and withdrawals, your Protected Income Value is increasing in ways we did not intend. In determining whether to limit purchase payments, we will look at Purchase Payments which are disproportionately larger than your initial Purchase Payment and other actions that may artificially increase the Protected Income Value.

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We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

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If you change the Annuitant after the effective date of the GMIB benefit, the period of time during which we will apply the 5% annual growth rate may be changed based on the age of the new Annuitant. If the new Annuitant would not be eligible to elect the GMIB benefit based on his or her age at the time of the change, then the GMIB benefit will terminate.

■	Annuity payments made under the GMIB benefit are subject to the same tax treatment as any other annuity payment.
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At the time you elect to begin receiving annuity payments under the GMIB benefit or under any other annuity payment option we make available, the protection provided by an Annuity’s basic Death Benefit or any optional Death Benefit provision you elected will no longer apply.

Election of the Benefit

The GMIB benefit is no longer available. If you currently participate in GMIB, your existing guarantees are unaffected by the fact that we no longer offer GMIB.

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Termination of the Benefit

The GMIB benefit cannot be terminated by the Owner once elected. The GMIB benefit automatically terminates as of the date your Annuity is fully surrendered, on the date the Death Benefit is payable to your Beneficiary (unless your surviving spouse elects to continue your Annuity), or on the date that your Account Value is transferred to begin making annuity payments. The GMIB benefit may also be terminated if you designate a new Annuitant who would not be eligible to elect the GMIB benefit based on his or her age at the time of the change.

Upon termination of the GMIB benefit we will deduct the charge from your Account Value for the portion of the Annuity Year since the prior anniversary of the Annuity’s Issue Date (or the Issue Date if in the first Annuity Year).

Charges under the Benefit

Currently, we deduct a charge equal to 0.50% per year of the average Protected Income Value for the period the charge applies. Because the charge is calculated based on the average Protected Income Value, it does not increase or decrease based on changes to the Annuity’s Account Value due to market performance. The dollar amount you pay each year will increase in any year the Protected Income Value increases, and it will decrease in any year the Protected Income Value decreases due to withdrawal, irrespective of whether your Account Value increases or decreases.

The charge is deducted annually in arrears each Annuity Year on the anniversary of the Issue Date of an Annuity. We deduct the amount of the charge pro-rata from the Account Value allocated to the Sub-accounts and the Fixed Allocations. No MVA will apply to Account Value deducted from a Fixed Allocation. If you surrender your Annuity, begin receiving annuity payments under the GMIB benefit or any other annuity payment option we make available during an Annuity Year, or the GMIB benefit terminates, we will deduct the charge for the portion of the Annuity Year since the prior anniversary of the Annuity’s Issue Date (or the Issue Date if in the first Annuity Year). No charge applies after the Annuity Date.

LIFETIME FIVE INCOME BENEFIT (LIFETIME FIVE)

The Lifetime Five Income Benefit is no longer being offered. Lifetime Five could have been elected only where the Annuitant and the Owner were the same person or, if the Annuity Owner is an entity, where there was only one Annuitant. The Annuitant must have been at least 45 years old when the benefit is elected. The Lifetime Five Income Benefit was not available if you elected any other optional living benefit. As long as your Lifetime Five Income Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available option(s) with this benefit.

The benefit guarantees your ability to withdraw amounts equal to a percentage of an initial principal value (called the “Protected Withdrawal Value”), regardless of the impact of market performance on your Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. There are two options – one is designed to provide an annual withdrawal amount for life (the “Life Income Benefit”) and the other is designed to provide a greater annual withdrawal amount as long as there is Protected Withdrawal Value (adjusted as described below) (the “Withdrawal Benefit”). If there is no Protected Withdrawal Value, the withdrawal benefit will be zero. You do not choose between these two options; each option will continue to be available as long as your Annuity has an Account Value and the Lifetime Five is in effect. Certain benefits under Lifetime Five may remain in effect even if the Account Value of your Annuity is zero. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that market performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

Key Feature – Protected Withdrawal Value

The Protected Withdrawal Value is used to determine the amount of each annual payment under the Life Income Benefit and the Withdrawal Benefit. The initial Protected Withdrawal Value is determined as of the date you make your first withdrawal under your Annuity following your election of Lifetime Five. The initial Protected Withdrawal Value is equal to the greater of (A) the Account Value on the date you elect Lifetime Five, plus any additional purchase payments, as applicable, each growing at 5% per year from the date of your election of the benefit, or application of the Purchase Payment to your Annuity, until the date of your first withdrawal or the 10th anniversary of the benefit effective date, if earlier (B) the Account Value on the date of the first withdrawal from your Annuity, prior to the withdrawal, and (C) the highest Account Value on each Annuity anniversary, plus subsequent purchase payments prior to the first withdrawal or the 10th anniversary of the benefit effective date, if earlier. With respect to (A) and (C) above, after the 10th anniversary of the benefit effective date, each value is increased by the amount of any subsequent purchase payments. Credits are added to purchase payments for purposes of calculating the Protected Withdrawal Value, the Annual Income Amount and the Annual Withdrawal Amount (see below for a description of Annual Income Amount and Annual Withdrawal Amount).

■	If you elected the Lifetime Five benefit at the time you purchase your Annuity, the Account Value will be your initial Purchase Payment.

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■	If you make additional purchase payments after your first withdrawal, the Protected Withdrawal Value will be increased by the amount of each additional purchase payment.

The Protected Withdrawal Value is reduced each time a withdrawal is made on a dollar-for-dollar basis up to the Annual Withdrawal Amount, per Annuity Year, of the Protected Withdrawal Value and on the greater of a dollar-for-dollar basis or a pro rata basis for withdrawals in an Annuity Year in excess of that amount until the Protected Withdrawal Value is reduced to zero. At that point the Annual Withdrawal Amount will be zero until such time (if any) as the Annuity reflects a Protected Withdrawal Value (for example, due to a step-up or additional purchase payments being made into the Annuity).

Step-Up of the Protected Withdrawal Value

You may elect to step-up your Protected Withdrawal Value if, due to positive market performance, your Account Value is greater than the Protected Withdrawal Value.

If you elected the Lifetime Five benefit on or after March 20, 2006:

■	you are eligible to step-up the Protected Withdrawal Value on or after the 1st anniversary of the first withdrawal under the Lifetime Five benefit
■	the Protected Withdrawal Value can be stepped up again on or after the 1st anniversary of the preceding step-up

If you elect to step-up the Protected Withdrawal Value under the benefit, and on the date you elect to step-up, the charges under the Lifetime Five benefit have changed for new purchasers, your benefit may be subject to the new charge at the time of step-up. Upon election of the step-up, we increase the Protected Withdrawal Value to be equal to the then current Account Value. For example, assume your initial Protected Withdrawal Value was $100,000 and you have made cumulative withdrawals of $40,000, reducing the Protected Withdrawal Value to $60,000. On the date you are eligible to step-up the Protected Withdrawal Value, your Account Value is equal to $75,000. You could elect to step-up the Protected Withdrawal Value to $75,000 on the date you are eligible. If your current Annual Income Amount and Annual Withdrawal Amount are less than they would be if we did not reflect the step-up in Protected Withdrawal Value, then we will increase these amounts to reflect the step-up as described below.

An optional automatic step-up (“Auto Step-Up”) feature is available for this benefit. This feature may be elected at the time the benefit is elected or at any time while the benefit is in force.

If you elected the Lifetime Five benefit and have also elected the Auto Step-Up feature:

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the first Auto Step-Up opportunity will occur on the 1st Annuity Anniversary that is at least one year after the later of (1) the date of the first withdrawal under the Lifetime Five benefit or (2) the most recent step-up

■	your Protected Withdrawal Value will only be stepped-up if 5% of the Account Value is greater than the Annual Income Amount by any amount
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if at the time of the first Auto Step-Up opportunity, 5% of the Account Value is not greater than the Annual Income Amount, an Auto Step-Up opportunity will occur on each successive Annuity Anniversary until a step-up occurs

■	once a step-up occurs, the next Auto Step-Up opportunity will occur on the 1st Annuity Anniversary that is at least one year after the most recent step-up

If on the date that we implement an Auto Step-Up to your Protected Withdrawal Value, the charge for Lifetime Five has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Subject to our rules and restrictions, you will still be permitted to manually step-up the Protected Withdrawal Value even if you elect the Auto Step-Up feature.

Key Feature – Annual Income Amount under the Life Income Benefit

The initial Annual Income Amount is equal to 5% of the initial Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active. Under the Lifetime Five benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Annual Income Amount (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. A withdrawal can be considered Excess Income under the Life Income Benefit even though it does not exceed the Annual Withdrawal Amount under the Withdrawal Benefit. When you elect a step-up (or an auto step-up is effected), your Annual Income Amount increases to equal 5% of your Account Value after the step-up if such amount is greater than your Annual Income Amount. Your Annual Income Amount also increases if you make additional purchase payments. The amount of the increase is equal to 5% of any additional purchase payments (and any associated Credit with respect to Optimum XTra). Any increase will be added to your Annual Income Amount beginning on the day that the step-up is effective or the Purchase Payment is made. A determination of whether you have exceeded your Annual Income Amount is made at the time of each withdrawal; therefore a subsequent increase in the Annual Income Amount will not offset the effect of a withdrawal that exceeded the Annual Income Amount at the time the withdrawal was made.

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Key Feature – Annual Withdrawal Amount under the Withdrawal Benefit

The initial Annual Withdrawal Amount is equal to 7% of the initial Protected Withdrawal Value. Under the Lifetime Five benefit, if your cumulative withdrawals each Annuity Year are less than or equal to the Annual Withdrawal Amount, your Protected Withdrawal Value will be reduced on a dollar-for-dollar basis. If your cumulative withdrawals are in excess of the Annual Withdrawal Amount (“Excess Withdrawal”), your Annual Withdrawal Amount will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Withdrawal to the Account Value immediately prior to such withdrawal (see the examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. When you elect a step-up (or an auto step-up is effected), your Annual Withdrawal Amount increases to equal 7% of your Account Value after the step-up if such amount is greater than your Annual Withdrawal Amount. Your Annual Withdrawal Amount also increases if you make additional purchase payments. The amount of the increase is equal to 7% of any additional purchase payments (and any associated Credit). A determination of whether you have exceeded your Annual Withdrawal Amount is made at the time of each withdrawal; therefore, a subsequent increase in the Annual Withdrawal Amount will not offset the effect of a withdrawal that exceeded the Annual Withdrawal Amount at the time the withdrawal was made.

The Lifetime Five benefit does not affect your ability to make withdrawals under your Annuity or limit your ability to request withdrawals that exceed the Annual Income Amount and the Annual Withdrawal Amount. You are not required to withdraw all or any portion of the Annual Withdrawal Amount or Annual Income Amount in each Annuity Year.

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If, cumulatively, you withdraw an amount less than the Annual Withdrawal Amount under the Withdrawal Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Withdrawal Amount to subsequent Annuity Years. However, because the Protected Withdrawal Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Annual Withdrawal Amount may extend the period of time until the remaining Protected Withdrawal Value is reduced to zero.

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If, cumulatively, you withdraw an amount less than the Annual Income Amount under the Life Income Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years. However, because the Protected Withdrawal Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Annual Income Amount may extend the period of time until the remaining Protected Withdrawal Value is reduced to zero.

Examples of Withdrawal

The following examples of dollar-for-dollar and proportional reductions of the Protected Withdrawal Value, Annual Withdrawal Amount and Annual Income Amount assume: 1.) the Issue Date and the Effective Date of the Lifetime Five benefit are February 1, 2005; 2.) an initial Purchase Payment of $250,000; 3.) the Account Value on February 1, 2006 is equal to $265,000; and 4.) the first withdrawal occurs on March 1, 2006 when the Account Value is equal to $263,000;. The values set forth here are purely hypothetical, and do not reflect the charge for Lifetime Five or any other fees and charges.

The initial Protected Withdrawal Value is calculated as the greatest of (a), (b) and (c):

(a)	Purchase payment accumulated at 5% per year from February 1, 2005 until March 1, 2006 (393 days) = $250,000 X 1.05^(393/365) = $263,484.33
(b)	Account Value on March 1, 2006 (the date of the first withdrawal) = $263,000
(c)	Account Value on February 1, 2006 (the first Annuity Anniversary) = $265,000

Therefore, the initial Protected Withdrawal Value is equal to $265,000. The Annual Withdrawal Amount is equal to $18,550 under the Withdrawal Benefit (7% of $265,000). The Annual Income Amount is equal to $13,250 under the Life Income Benefit (5% of $265,000).

Example 1. Dollar-for-dollar reduction

If $10,000 was withdrawn (less than both the Annual Income Amount and the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:

■	Remaining Annual Withdrawal Amount for current Annuity Year = $18,550 – $10,000 = $8,550 Annual Withdrawal Amount for future Annuity Years remains at $18,550
■	Remaining Annual Income Amount for current Annuity Year = $13,250 – $10,000 = $3,250.
■	Annual Income Amount for future Annuity Years remains at $13,250
■	Protected Withdrawal Value is reduced by $10,000 from $265,000 to $255,000

Example 2. Dollar-for-dollar and proportional reductions

(a)	If $15,000 was withdrawn (more than the Annual Income Amount but less than the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:
■	Remaining Annual Withdrawal Amount for current Annuity Year = $18,550 – $15,000 = $3,550
■	Annual Withdrawal Amount for future Annuity Years remains at $18,550
■	Remaining Annual Income Amount for current Annuity Year = $0

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Excess of withdrawal over the Annual Income Amount ($15,000 – $13,250 = $1,750) reduces Annual Income Amount for future Annuity Years.

■	Reduction to Annual Income Amount = Excess Income/ Account Value before Excess Income X Annual Income Amount = $1,750/($263,000 – $13,250) X $13,250 = $93.

Annual Income Amount for future Annuity Years = $13,250 – $93 = $13,157

■	Protected Withdrawal Value is reduced by $15,000 from $265,000 to $250,000

(b)	If $25,000 was withdrawn (more than both the Annual Income Amount and the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:
■	Remaining Annual Withdrawal Amount for current Annuity Year = $0

Excess of withdrawal over the Annual Withdrawal Amount ($25,000 – $18,550 = $6,450) reduces Annual Withdrawal Amount for future Annuity Years.

■	Reduction to Annual Withdrawal Amount = Excess Withdrawal/Account Value before Excess Withdrawal X Annual Withdrawal Amount = $6,450/($263,000 – $18,550) X $18,550 = $489

Annual Withdrawal Amount for future Annuity Years = $18,550 – $489 = $18,061

■	Remaining Annual Income Amount for current Annuity Year = $0

Excess of withdrawal over the Annual Income Amount ($25,000 – $13,250 = $11,750) reduces Annual Income Amount for future Annuity Years.

■	Reduction to Annual Income Amount = Excess Income/ Account Value before Excess Income X Annual Income Amount = $11,750/($263,000 – $13,250) X $13,250 = $623

Annual Income Amount for future Annuity Years = $13,250 – $623 = $12,627

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Protected Withdrawal Value is first reduced by the Annual Withdrawal Amount ($18,550) from $265,000 to $246,450. It is further reduced by the greater of a dollar-for-dollar reduction or a proportional reduction. Dollar-for-dollar reduction = $25,000 – $18,550 = $6,450

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Proportional reduction = Excess Withdrawal/Account Value before Excess Withdrawal × Protected Withdrawal Value = $6,450/($263,000 – $18,550) × $246,450 = $6,503. Protected Withdrawal Value = $246,450 – max {$6,450, $6,503} = $239,947

Benefits Under the Lifetime Five Benefit

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If your Account Value is equal to zero, and the cumulative withdrawals in the current Annuity Year are greater than the Annual Withdrawal Amount, the Lifetime Five benefit will terminate. To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount and amounts are still payable under both the Life Income Benefit and the Withdrawal Benefit, you will be given the choice of receiving the payments under the Life Income Benefit or under the Withdrawal Benefit. Thus, in that scenario, the remaining amounts under the Life Income Benefit and the Withdrawal Benefit would be payable even though your Account Value was reduced to zero. Once you make this election we will make an additional payment for that Annuity Year equal to either the remaining Annual Income Amount or Annual Withdrawal Amount for the Annuity Year, if any, depending on the option you choose. In subsequent Annuity Years we make payments that equal either the Annual Income Amount or the Annual Withdrawal Amount as described in this Prospectus. You will not be able to change the option after your election and no further purchase payments will be accepted under your Annuity. If you do not make an election, we will pay you annually under the Life Income Benefit. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount but less than or equal to the Annual Withdrawal Amount and amounts are still payable under the Withdrawal Benefit, you will receive the payments under the Withdrawal Benefit. In the year of a withdrawal that reduced your Account Value to zero, we will make an additional payment to equal any remaining Annual Withdrawal Amount and make payments equal to the Annual Withdrawal Amount in each subsequent year (until the Protected Withdrawal Value is depleted). Once your Account Value equals zero no further purchase payments will be accepted under your Annuity.

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If annuity payments are to begin under the terms of your Annuity or if you decide to begin receiving annuity payments and there is any Annual Income Amount due in subsequent Annuity Years or any remaining Protected Withdrawal Value, you can elect one of the following three options:

(1)	apply your Account Value to any annuity option available; or
(2)	request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We make such annuity payments until the Annuitant’s death; or
(3)	request that, as of the date annuity payments are to begin, we pay out any remaining Protected Withdrawal Value as annuity payments. Each year such annuity payments will equal the Annual Withdrawal Amount or the remaining Protected Withdrawal Value if less. We make such annuity payments until the earlier of the Annuitant’s death or the date the Protected Withdrawal Value is depleted.

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We must receive your request in a form acceptable to us at our office.

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In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a single life fixed annuity with five payments certain using the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

(1)	the present value of future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and
(2)	the Account Value.

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If no withdrawal was ever taken, we will determine a Protected Withdrawal Value and calculate an Annual Income Amount and an Annual Withdrawal Amount as if you made your first withdrawal on the date the annuity payments are to begin.

Other Important Considerations

■	Withdrawals under the Lifetime Five benefit are subject to all of the terms and conditions of your Annuity, including any applicable CDSC.
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Withdrawals made while the Lifetime Five benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under your Annuity. The Lifetime Five benefit does not directly affect your Annuity’s Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Withdrawal Value.

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You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Lifetime Five program. The Lifetime Five benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Protected Withdrawal Value or Annual Income Amount in the form of periodic benefit payments.

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You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

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We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

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You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

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The Basic Death Benefit will terminate if withdrawals taken under the Lifetime Five benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Lifetime Five benefit cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

■	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

Election of the Benefit

We no longer permit elections of Lifetime Five. If you wish, you may cancel the Lifetime Five benefit. You may then elect any other available living benefit on the Valuation Day after you have cancelled the Lifetime Five benefit provided, the request is received in good order (subject to state availability and in accordance with any applicable age requirements). Once the Lifetime Five benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Lifetime Five benefit provided that the benefit you are looking to elect is available on a post- issue basis. If you cancel Lifetime Five, you lose all guarantees under the benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. Any such benefit may be more expensive.

Termination of the Benefit

The benefit terminates automatically when your Protected Withdrawal Value and Annual Income Amount equal zero. You may terminate the benefit at any time by notifying us. If you terminate the program, any guarantee provided by the benefit will terminate as of the date the termination is effective. The benefit terminates upon your surrender of your Annuity, upon the death of the Annuitant, upon a change in ownership of your Annuity that changes the tax identification number of the Owner, upon change in the Annuitant or upon your election to begin receiving annuity payments. While you may terminate your benefit at any time, we may not terminate the benefit other than in the circumstances listed above.

The charge for the Lifetime Five benefit will no longer be deducted from your Account Value upon termination of the benefit.

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Additional Tax Considerations

If you purchase an Annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner’s lifetime. The amount required under the Code may exceed the Annual Withdrawal Amount and the Annual Income Amount, which will cause us to increase the Annual Income Amount and the Annual Withdrawal Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. Any such payments will reduce your Protected Withdrawal Value.

As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of this prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here.

SPOUSAL LIFETIME FIVESM INCOME BENEFIT (SPOUSAL LIFETIME FIVESM)

The Spousal Lifetime Five benefit is no longer being offered. Spousal Lifetime Five must have been elected based on two Designated Lives, as described below. Each Designated Life must have been at least 55 years old when the benefit was elected. The Spousal Lifetime Five benefit was not available if you elected any other optional living benefit or optional death benefit. As long as your Spousal Lifetime Five Income Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available option(s) with this program.

The benefit guarantees until the later death of two natural persons that are each other’s spouses at the time of election of Spousal Lifetime Five and at the first death of one of them (the “Designated Lives”, each a “Designated Life”) the ability to withdraw an annual amount (“Spousal Life Income Benefit”) equal to a percentage of an initial principal value (the “Protected Withdrawal Value”) regardless of the impact of market performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The Spousal Life Income Benefit may remain in effect even if the Account Value of the Annuity is zero. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that market performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Life Income Benefit after the death of the first. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under the Spousal Lifetime Income Benefit when and if your Account Value is reduced to zero (unless the benefit has terminated).

Key Feature – Initial Protected withdrawal Value

The Protected Withdrawal Value is used to determine the amount of each annual payment under the Spousal Life Income Benefit. The initial Protected Withdrawal Value is determined as of the date you make your first withdrawal under the Annuity following your election of Spousal Lifetime Five. The initial Protected Withdrawal Value is equal to the greater of (A) the Account Value on the date you elect Spousal Lifetime Five, plus any additional purchase payments as applicable, each growing at 5% per year from the date of your election of the benefit, or application of the Purchase Payment to your Annuity, until the date of your first withdrawal or the 10th anniversary of the benefit effective date, if earlier (B) the Account Value on the date of the first withdrawal from your Annuity, prior to the withdrawal, and (C) the highest Account Value on each Annuity anniversary, plus subsequent purchase payments prior to the first withdrawal or the 10th anniversary of the benefit effective date, if earlier. With respect to (A) and (C) above, after the 10th anniversary of the benefit effective date, each value is increased by the amount of any subsequent purchase payments. Credits are added to purchase payments for purposes of calculating the Protected Withdrawal Value and the Annual Income Amount (see below for a description of Annual Income Amount).

Key Feature – Annual Income Amount under the Spousal Life Income Benefit

The initial Annual Income Amount is equal to 5% of the initial Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active. Under the Spousal Lifetime Five benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If, cumulatively, you withdraw an amount less than the Annual Income Amount under the Spousal Life Income Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years. If your cumulative withdrawals are in excess of the Annual Income Amount (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. The Spousal Lifetime Five benefit does not affect your ability to make withdrawals under your Annuity or limit your ability to request withdrawals that exceed the Annual Income Amount.

Step-Up of Annual Income Amount

You may elect to step-up your Annual Income Amount if, due to positive market performance, 5% of your Account Value is greater than the Annual Income Amount. You are eligible to step-up the Annual Income Amount on or after the 1st anniversary of the first

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withdrawal under the Spousal Lifetime Five benefit. The Annual Income Amount can be stepped up again on or after the 1st anniversary of the preceding step-up. If you elect to step-up the Annual Income Amount under the benefit, and on the date you elect to step-up, the charges under the Spousal Lifetime Five benefit have changed for new purchasers, your benefit may be subject to the new charge at the time of such step-up. When you elect a step-up, your Annual Income Amount increases to equal 5% of your Account Value after the step-up. Your Annual Income Amount also increases if you make additional Purchase Payments. The amount of the increase is equal to 5% of any additional Purchase Payments (plus any Credit). Any increase will be added to your Annual Income Amount beginning on the day that the step-up is effective or the Purchase Payment is made. A determination of whether you have exceeded your Annual Income Amount is made at the time of each withdrawal; therefore a subsequent increase in the Annual Income Amount will not offset the effect of a withdrawal that exceeded the Annual Income Amount at the time the withdrawal was made.

An optional automatic step-up (“Auto Step-Up”) feature is available for this benefit. This feature may be elected at the time the benefit is elected or at any time while the benefit is in force. If you elect this feature, the first Auto Step-Up opportunity will occur on the 1st Annuity Anniversary that is at least one year after the later of (1) the date of the first withdrawal under the Spousal Lifetime Five benefit or (2) the most recent step-up. At this time, your Annual Income Amount will be stepped-up if 5% of your Account Value is greater than the Annual Income Amount by any amount. If 5% of the Account Value does not exceed the Annual Income Amount, then an Auto Step-Up opportunity will occur on each successive Annuity Anniversary until a step-up occurs. Once a step-up occurs, the next Auto Step-Up opportunity will occur on the 1st Annuity Anniversary that is at least 1 year after the most recent step-up. If, on the date that we implement an Auto Step-Up to your Annual Income Amount, the charge for Spousal Lifetime Five has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Subject to our rules and restrictions, you will still be permitted to manually step-up the Annual Income Amount even if you elect the Auto Step-Up feature.

Examples of Withdrawals and Step-Up

The following examples of dollar-for-dollar and proportional reductions and the step-up of the Annual Income Amount assume: 1) the Issue Date and the Effective Date of the Spousal Lifetime Five benefit are February 1, 2005; 2) an initial Purchase Payment of $250,000; 3) the Account Value on February 1, 2006 is equal to $265,000; 4) the first withdrawal occurs on March 1, 2006 when the Account Value is equal to $263,000; and 5) the Account Value on February 1, 2010 is equal to $280,000. The values set forth here are purely hypothetical, and do not reflect the charge for the Spousal Lifetime Five or any other fees and charges.

The initial Protected Withdrawal Value is calculated as the greatest of (a), (b) and (c):

(a)	Purchase payment accumulated at 5% per year from February 1, 2005 until March 1, 2006 (393 days) = $250,000 X 1.05^(393/365) = $263,484.33
(b)	Account Value on March 1, 2006 (the date of the first withdrawal) = $263,000
(c)	Account Value on February 1, 2006 (the first Annuity Anniversary) = $265,000

Therefore, the initial Protected Withdrawal Value is equal to $265,000. The Annual Income Amount is equal to $13,250 under the Spousal Life Income Benefit (5% of $265,000).

Example 1. Dollar-For-Dollar Reduction

If $10,000 was withdrawn (less than the Annual Income Amount) on March 1, 2006, then the following values would result:

■	Remaining Annual Income Amount for current Annuity Year = $13,250 – $10,000 = $3,250
■	Annual Income Amount for future Annuity Years remains at $13,250

Example 2. Dollar-For-Dollar and Proportional Reductions

(a)	If $15,000 was withdrawn (more than the Annual Income Amount) on March 1, 2006, then the following values would result:
■	Remaining Annual Income Amount for current Annuity Year = $0 Excess of withdrawal over the Annual Income Amount ($15,000 – $13,250 = $1,750) reduces Annual Income Amount for future Annuity Years.
■	Reduction to Annual Income Amount = Excess Income/ Account Value before Excess Income X Annual Income Amount = $1,750 / ($263,000 – $13,250) X $13,250 = $93
■	Annual Income Amount for future Annuity Years = $13,250 – $93 = $13,157

Example 3. Step-Up of the Annual Income Amount

If a step-up of the Annual Income Amount is requested on February 1, 2010 or the Auto Step-Up feature was elected, the step-up would occur because 5% of the Account Value, which is $14,000 (5% of $280,000), is greater than the Annual Income Amount of $13,250. The new Annual Income Amount will be equal to $14,000.

Benefits Under the Spousal Lifetime Five Benefit

To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount and amounts are still payable under the Spousal Life Income Benefit, we will make an additional payment for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year, if any. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity

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Years we make payments that equal the Annual Income Amount as described in this Prospectus. No further purchase payments will be accepted under your Annuity. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Life Income Benefit terminates and no additional payments will be made.

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If annuity payments are to begin under the terms of your Annuity or if you decide to begin receiving annuity payments and there is any Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any annuity option available; or
(2)	request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death.

We must receive your request in a form acceptable to us at our office.

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In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with five payments certain using the same basis that is used to calculate the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

(1)	the present value of future Annual Income Amount payments. Such present value will be calculated using the same basis that is used to calculate the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and
(2)	the Account Value.

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If no withdrawal was ever taken, we will determine an initial Protected Withdrawal Value and calculate an Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.

Other Important Considerations

■	Withdrawals under the Spousal Lifetime Five benefit are subject to all of the terms and conditions of the Annuity, including any CDSC.
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Withdrawals made while the Spousal Lifetime Five benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Spousal Lifetime Five benefit does not directly affect the Annuity’s Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Withdrawal Value.

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You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Lifetime Five benefit. The Spousal Lifetime Five benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

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You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

■	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.
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We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

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There may be circumstances where you will continue to be charged the full amount for the Spousal Lifetime Five benefit even when the benefit is only providing a guarantee of income based on one life with no survivorship.

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In order for the Surviving Designated Life to continue the Spousal Lifetime Five benefit upon the death of an owner, the Designated Life must elect to assume ownership of the Annuity under the spousal continuation option. When the Annuity is owned by a Custodial Account, in order for Spousal Lifetime Five to be continued after the death of the first Designated Life (the Annuitant), the Custodial Account must elect to continue the Annuity and the second Designated Life (the Contingent Annuitant) will be named as the new Annuitant. See “Spousal Designations” and “Spousal – Assumption of Annuity” in this Prospectus.

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You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

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The Basic Death Benefit will terminate if withdrawals taken under the Spousal Lifetime Five benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Spousal Lifetime Five benefit cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

Election of and Designations under the Benefit

We no longer permit elections of Spousal Lifetime Five – whether for those who currently participate in Spousal Lifetime Five or for those who are buying an Annuity for the first time. If you wish, you may cancel the Spousal Lifetime Five benefit. You may then elect any other available living benefit on the Valuation Day after have you cancelled the Spousal Lifetime Five benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Once the Spousal Lifetime Five benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Spousal Lifetime Five benefit provided that the benefit you are looking to elect is available on a post-issue basis. If you cancel the benefit, you lose all guarantees under the benefit, and your guarantee under any new benefit you elect will be based on your Account Value at that time.

Spousal Lifetime Five could only be elected based on two Designated Lives. Designated Lives must be natural persons who are each other’s spouses at the time of election of the benefit and at the death of the first of the Designated Lives to die. Spousal Lifetime Five only could be elected where the Owner, Annuitant, and Beneficiary designations are as follows:

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One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner’s spouse. The Owner/Annuitant and the beneficiary each must be at least 55 years old at the time of election; or

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Co-Annuity Owners, where the Owners are each other’s spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. Each Owner must each be at least 55 years old at the time of election; or

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One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) (“Custodial Account”), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. Both the Annuitant and the Contingent Annuitant each must be at least 55 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows:

(a)	if one Owner dies and the surviving spousal Owner assumes the Annuity or
(b)	if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary designations under this benefit. If the Designated Lives divorce, however, the Spousal Lifetime Five benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new Designated Life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

Termination of the Benefit The benefit terminates automatically when your Annual Income Amount equals zero. The benefit also terminates upon your surrender of the Annuity, upon the first Designated Life to die if the Annuity is not continued, upon the second Designated Life to die or upon your election to begin receiving annuity payments. You may terminate the benefit at any time by notifying us. Please note that if you terminate a living benefit such as Spousal Lifetime Five and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. We reserve the right to waive, change and/or further limit the election frequency in the future.

The charge for the Spousal Lifetime Five benefit will no longer be deducted from your Account Value upon termination of the benefit.

Additional Tax Considerations

If you purchase an Annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or an employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than 5 percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner’s lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. Any such payments will reduce your Protected Withdrawal Value.

As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here.

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HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT (HD5)

Except for Annuities issued in the state of Florida, effective September 14, 2012, we no longer accept additional purchase payments for Annuities with the Highest Daily Lifetime Five benefit. For Annuities issued in Florida, this restriction does not apply and you may continue to make additional Purchase Payments at this time.

The Highest Daily Lifetime Five benefit is no longer being offered for new elections. The income benefit under Highest Daily Lifetime Five currently is based on a single “designated life” who is at least 55 years old on the date that the benefit was acquired. The Highest Daily Lifetime Five Benefit was not available if you elected any other optional living benefit, although you may elect any optional death benefit (other than the Highest Daily Value Death Benefit). Any DCA program that transfers Account Value from a Fixed Allocation is also not available as Fixed Allocations are not permitted with the benefit. As long as your Highest Daily Lifetime Five Benefit is in effect, you must allocate your Account Value in accordance with the then-permitted and available investment option(s) with this benefit.

The benefit that guarantees until the death of the single designated life the ability to withdraw an annual amount (the “Total Annual Income Amount”) equal to a percentage of an initial principal value (the “Total Protected Withdrawal Value”) regardless of the impact of Sub-account performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the program – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Highest Daily Lifetime Five, and in Appendix D to this Prospectus, we set forth the formula under which we make the asset transfers. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

As discussed below, a key component of Highest Daily Lifetime Five is the Total Protected Withdrawal Value, which is an amount that is distinct from Account Value. Because each of the Total Protected Withdrawal Value and Total Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for Account Value to fall to zero, even though the Total Annual Income Amount remains. You are guaranteed to be able to withdraw the Total Annual Income Amount for the rest of your life, provided that you have not made “excess withdrawals.” Excess withdrawals, as discussed below, will reduce your Total Annual Income Amount. Thus, you could experience a scenario in which your Account Value was zero, and, due to your excess withdrawals, your Total Annual Income Amount also was reduced to zero. In that scenario, no further amount would be payable under Highest Daily Lifetime Five.

Key Feature – Total Protected Withdrawal Value

The Total Protected Withdrawal Value is used to determine the amount of the annual payments under Highest Daily Lifetime Five. The Total Protected Withdrawal Value is equal to the greater of the Protected Withdrawal Value and any Enhanced Protected Withdrawal Value that may exist. We describe how we determine Enhanced Protected Withdrawal Value, and when we begin to calculate it, below. If you do not meet the conditions described below for obtaining Enhanced Protected Withdrawal Value then Total Protected Withdrawal Value is simply equal to Protected Withdrawal Value.

The Protected Withdrawal Value initially is equal to the Account Value on the date that you elect Highest Daily Lifetime Five. On each Valuation Day thereafter, until the earlier of the first withdrawal or ten years after the date of your election of the benefit, we recalculate the Protected Withdrawal Value. Specifically, on each such Valuation Day (the “Current Valuation Day”), the Protected Withdrawal Value is equal to the greater of:

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the Protected Withdrawal Value for the immediately preceding Valuation Day (the “Prior Valuation Day”), appreciated at the daily equivalent of 5% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any Purchase Payment (including any associated credit) made on the Current Valuation Day; and

■	the Account Value.

If you have not made a withdrawal prior to the tenth anniversary of the date you elected Highest Daily Lifetime Five (which we refer to as the “Tenth Anniversary”), we will continue to calculate a Protected Withdrawal Value. On or after the Tenth Anniversary and up until the date of the first withdrawal, your Protected Withdrawal Value is equal to the greater of the Protected Withdrawal Value on the Tenth Anniversary or your Account Value.

The Enhanced Protected Withdrawal Value is only calculated if you do not take a withdrawal prior to the Tenth Anniversary. Thus, if you do take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive Enhanced Protected Withdrawal Value. If so, then on or after the Tenth Anniversary up until the date of the first withdrawal, the Enhanced Protected Withdrawal Value is equal to the sum of:

(a)	200% of the Account Value on the date you elected Highest Daily Lifetime Five;

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(b)	200% of all purchase payments (and any associated Credits) made during the one-year period after the date you elected Highest Daily Lifetime Five; and
(c)	100% of all purchase payments (and any associated Credits) made more than one year after the date you elected Highest Daily Lifetime Five, but prior to the date of your first withdrawal.

We cease these daily calculations of the Protected Withdrawal Value and Enhanced Protected Withdrawal Value (and therefore, the Total Protected Withdrawal Value) when you make your first withdrawal. However, as discussed below, subsequent purchase payments (and any associated Credits) will increase the Total Annual Income Amount, while “excess” withdrawals (as described below) may decrease the Total Annual Income Amount.

Key Feature – Total Annual Income Amount under the Highest Daily Lifetime Five Benefit

The initial Total Annual Income Amount is equal to 5% of the Total Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active and does not reduce in subsequent Annuity Years, as described below. For purposes of the mathematical formula described below, we also calculate a Highest Daily Annual Income Amount, which is initially equal to 5% of the Protected Withdrawal Value.

Under the Highest Daily Lifetime Five benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Total Annual Income Amount, they will not reduce your Total Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Total Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Total Annual Income Amount (“Excess Income”), your Total Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply.

Any Purchase Payment that you make will increase the then-existing Total Annual Income Amount and Highest Daily Annual Income Amount by an amount equal to 5% of the Purchase Payment (including the amount of any associated Credits).

If your Annuity permits additional Purchase Payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Except for Annuities issued in the state of Florida, effective September 14, 2012, we no longer accept additional purchase payments to Annuities with the Highest Daily Lifetime Five benefit. For Annuities issued in Florida, this restriction does not apply and you may continue to make additional Purchase Payments at this time.

An automatic step-up feature (“Highest Quarterly Auto Step-Up”) is included as part of this benefit. As detailed in this paragraph, the Highest Quarterly Auto Step-Up feature can result in a larger Total Annual Income Amount if your Account Value increases subsequent to your first withdrawal. We begin examining the Account Value for purposes of this feature starting with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on the Valuation Days corresponding to the end of each quarter that (i) is based on your Annuity Year, rather than a calendar year; (ii) is subsequent to the first withdrawal; and (iii) falls within the immediately preceding Annuity Year. If the end of any such quarter falls on a holiday or a weekend, we use the next Valuation Day. We multiply each of those quarterly Account Values by 5%, adjust each such quarterly value for subsequent withdrawals and purchase payments, and then select the highest of those values. If the highest of those values exceeds the existing Total Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Total Annual Income Amount intact. In later years, (i.e., after the first Annuity Anniversary after the first withdrawal) we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values on the end of the four immediately preceding quarters. If, on the date that we implement a Highest Quarterly Auto Step-Up to your Total Annual Income Amount, the charge for Highest Daily Lifetime Five has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime Five upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

The Highest Daily Lifetime Five benefit does not affect your ability to make withdrawals under your annuity, or limit your ability to request withdrawals that exceed the Total Annual Income Amount. Under Highest Daily Lifetime Five, if your cumulative withdrawals in an Annuity Year are less than or equal to the Total Annual Income Amount, they will not reduce your Total Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Total Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

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If, cumulatively, you withdraw an amount less than the Total Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Total Annual Income Amount to subsequent Annuity Years.

Examples of dollar-for-dollar and proportional reductions, and the Highest Quarterly Auto Step-Up are set forth below. The values depicted here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime Five benefit or any other fees and charges. Assume the following for all three examples:

■	The Issue Date is December 1, 2006
■	The Highest Daily Lifetime Five benefit is elected on March 5, 2007.

Dollar-for-dollar reductions

On May 2, 2007, the Total Protected Withdrawal Value is $120,000, resulting in a Total Annual Income Amount of $6,000 (5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Total Annual Income Amount for that Annuity Year (up to and including December 1, 2007) is $3,500. This is the result of a dollar-for-dollar reduction of the Total Annual Income Amount – $6,000 less $2,500 = $3,500.

Proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on August 6, 2007 and the Account Value at the time of this withdrawal is $110,000. The first $3,500 of this withdrawal reduces the Total Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount – $1,500 – reduces the Total Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Total Annual Income Amount).

Here is the calculation:

Account Value before withdrawal	$110,000.00
Less amount of “non” excess withdrawal	$3,500.00
Account Value immediately before excess withdrawal of $1,500	$106,500.00
Excess withdrawal amount	$1,500.00
Divided by Account Value immediately before excess withdrawal	$106,500.00
Ratio	1.41%
Total Annual Income Amount	$6,000.00
Less ratio of 1.41%	$84.51
Total Annual Income Amount for future Annuity Years	$5,915.49

Highest Quarterly Auto Step-Up

On each Annuity Anniversary date, the Total Annual Income Amount is stepped-up if 5% of the highest quarterly value since your first withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Total Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (plus any Credits).

Continuing the same example as above, the Total Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on August 6 reduces this amount to $5,915.49 for future years (see above). For the next Annuity Year, the Total Annual Income Amount will be stepped-up if 5% of the highest quarterly Account Value, adjusted for withdrawals, is higher than $5,915.49. Here are the calculations for determining the quarterly values. Only the June 1 value is being adjusted for excess withdrawals as the September 1 and December 1 Valuation Days occur after the excess withdrawal on August 6.

Date*	Account value	Highest Quarterly Value (adjusted with withdrawal and purchase payments)**	Adjusted Total Annual Income Amount (5% of the Highest Quarterly Value)
June 1, 2007	$118,000.00	$118,000.00	$5,900.00
August 6, 2007	$110,000.00	$112,885.55	$5,644.28
September 1, 2007	$112,000.00	$112,885.55	$5,644.28
December 1, 2007	$119,000.00	$119,000.00	$5,950.00

*	In this example, the Annuity Anniversary date is December 1. The quarterly valuation dates are every three months thereafter – March 1, June 1, September 1, and December 1. In this example, we do not use the March 1 date as the first withdrawal took place after March 1. The Annuity Anniversary Date of December 1 is considered the fourth and final quarterly valuation date for the year.
**	In this example, the first quarterly value after the first withdrawal is $118,000 on June 1, yielding an adjusted Total Annual Income Amount of $5,900.00. This amount is adjusted on August 6 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
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The Account Value of $118,000 on June 1 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Total Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $114,500 before the excess withdrawal.

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This amount ($114,500) is further reduced by 1.41% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Quarterly Value of $112,885.55.

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The adjusted Total Annual Income Amount is carried forward to the next quarterly anniversary date of September 1. At this time, we compare this amount to 5% of the Account Value on September 1. Since the June 1 adjusted Total Annual Income Amount of $5,644.28 is higher than $5,600.00 (5% of $112,000), we continue to carry $5,644.28 forward to the next and final quarterly anniversary date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,644.28, the adjusted Total Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value yields the highest amount of $5,950.00. Since this amount is higher than the current year’s Total Annual Income Amount of $5,915.49 adjusted for excess withdrawals, the Total Annual Income Amount for the next Annuity Year, starting on December 2, 2007 and continuing through December 1, 2008, will be stepped-up to $5,950.00.

Benefits under the Highest Daily Lifetime Five Benefit

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To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Total Annual Income Amount and amounts are still payable under Highest Daily Lifetime Five, we will make an additional payment, if any, for that Annuity Year equal to the remaining Total Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Total Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Total Annual Income Amount as described in this section. We will make payments until the death of the single designated life. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Total Annual Income Amount, the Highest Daily Lifetime Five benefit terminates, and no additional payments will be made.

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If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is a Total Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any Annuity option available; or
(2)	request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Total Annual Income Amount. We will make payments until the death of the single designated life.

We must receive your request in a form acceptable to us at our office.

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In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

(1)	the present value of the future Total Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and
(2)	the Account Value.

■	If no withdrawal was ever taken, we will calculate the Total Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.
■	Please note that if your Annuity has a maximum Annuity Date requirement, payments that we make under this benefit as of that date will be treated as annuity payments.

Other Important Considerations

■	Withdrawals under the Highest Daily Lifetime Five benefit are subject to all of the terms and conditions of the Annuity, including any CDSC.
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Withdrawals made while the Highest Daily Lifetime Five Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Highest Daily Lifetime Five Benefit does not directly affect the Account Value or surrender value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity you will receive the current surrender value.

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You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime Five benefit. The Highest Daily Lifetime Five benefit provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Total Annual Income Amount in the form of periodic benefit payments.

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You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

■	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

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Upon inception of the benefit and to maintain the benefit, 100% of your Account Value must have been allocated to the Permitted Sub-accounts. However, the formula component of the benefit as described below may transfer Account Value to the Benefit Fixed Rate Account as of the effective date of the benefit in some circumstances.

■	You cannot allocate purchase payments or transfer Account Value to or from a Fixed Allocation if you elect this benefit.
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Transfers to and from the Sub-accounts and the Benefit Fixed Rate Account triggered by the formula component of the benefit will not count toward the maximum number of free transfers allowable under an Annuity.

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We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

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The charge for Highest Daily Lifetime Five is 0.60% annually, assessed against the average daily net assets of the Sub-accounts. This charge is in addition to any other fees under the annuity. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments. Also, the cost to us of providing the benefit is a factor, among many, that we consider when determining the interest rate credited under the Benefit Fixed Rate Account, and therefore, we credit lower interest rates due to this factor than we otherwise would.

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The basic Death Benefit will terminate if withdrawals taken under the Highest Daily Lifetime Five benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Highest Daily Lifetime Five benefit cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

Election of and Designations under the Benefit

Highest Daily Lifetime Five is no longer available for new elections. For Highest Daily Lifetime Five, there must have been either a single Owner who is the same as the Annuitant, or if the Annuity is entity-owned, there must have been a single natural person Annuitant. In either case, the Annuitant must have been at least 55 years old.

Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime Five. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime Five, except if (a) the new Owner has the same taxpayer identification number as the previous owner (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or (c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines.

We no longer permit elections of Highest Daily Lifetime Five. If you wish, you may cancel the Highest Daily Lifetime Five benefit. You may then elect any other available living benefit on the Valuation Day after you have cancelled the Highest Daily Lifetime Five benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Upon cancellation of the Highest Daily Lifetime Five benefit, any Account Value allocated to the Benefit Fixed Rate Account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro-rata. Once the Highest Daily Lifetime Five benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Highest Daily Lifetime Five benefit provided that the benefit you are looking to elect is available on a post-issue basis. If you cancel the benefit, you lose all guarantees under the benefit, and your guarantee under any new benefit you elect will be based on your Account Value at that time. Any such new benefit may be more expensive.

Termination of the Benefit

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election will apply as described above. The benefit terminates: (i) upon your termination of the benefit (ii) upon your surrender of the Annuity (iii) upon your election to begin receiving annuity payments (iv) upon the death of the Annuitant (v) if both the Account Value and Total Annual Income Amount equal zero or (vi) if you fail to meet our requirements for issuing the benefit. If you terminate the benefit, you will lose the Protected Withdrawal Value, Annual Income Amount, as well as any Enhanced Protected Withdrawal Value and Return of Principal Guarantees.

Upon termination of Highest Daily Lifetime Five, we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the Benefit Fixed Rate Account (as defined below) to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options). Upon termination, we may limit or prohibit investment in the Fixed Allocations.

Return of Principal Guarantee

If you have not made a withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

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(a)	your Account Value on the day that you elected Highest Daily Lifetime Five; and
(b)	the sum of each Purchase Payment you made (including any Credits with respect to Optimum XTra) during the one-year period after you elected the benefit.

If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options and the Benefit Fixed Rate Account (described below), in the same proportion that each such investment option bears to your total Account Value, immediately prior to the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Total Protected Withdrawal Value, your death benefit, or the amount of any other or optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. This potential addition to Account Value is available only if you have elected Highest Daily Lifetime Five and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee.

Mathematical Formula Component of Highest Daily Lifetime Five

As indicated above, we limit the sub-accounts to which you may allocate Account Value if you have elected Highest Daily Lifetime Five. For purposes of this benefit, we refer to those permitted sub-accounts as the “Permitted Sub-accounts”. As a requirement of participating in Highest Daily Lifetime Five, we require that you participate in our mathematical formula under which we may transfer Account Value between the Permitted Sub-accounts and a fixed interest rate account that is part of our general account (the “Benefit Fixed Rate Account”). This required formula helps us manage our financial exposure under the benefit, by moving assets to a more stable option (i.e., the Benefit Fixed Rate Account). We determine whether to make a transfer, and the amount of any transfer, under a non-discretionary formula, discussed below. The Benefit Fixed Rate Account is available only with this benefit, and thus you may not allocate purchase payments to or transfer Account Value to or from the Benefit Fixed Rate Account. The interest rate that we pay with respect to the Benefit Fixed Rate Account is reduced by an amount that corresponds generally to the charge that we assess against your variable Sub-accounts for Highest Daily Lifetime Five. The Benefit Fixed Rate Account is not subject to the Investment Company Act of 1940 or the Securities Act of 1933.

Under the formula component of Highest Daily Lifetime Five, we monitor your Account Value daily and, if necessary, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the Benefit Fixed Rate Account. Any transfer would be made in accordance with the formula, which is set forth in the schedule supplement to the endorsement for this benefit (and also appears in Appendix D to this prospectus). Speaking generally, the formula, which we apply each Valuation Day, operates as follows. The formula starts by identifying your Protected Withdrawal Value for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) Highest Daily Annual Income Amount. Then, using our actuarial tables, we produce an estimate of the total amount we would target in our allocation model, based on the projected Highest Daily Annual Income Amount each year for the rest of your life. In the formula, we refer to that value as the “Target Value” or “L”. If you have already made a withdrawal, your projected Annual Income Amount (and thus your Target Value) would take into account any automatic step-up that was scheduled to occur according to the step-up formula described above. Next, the formula subtracts from the Target Value the amount held within the Benefit Fixed Rate Account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the Benefit Fixed Rate Account, is called the “Target Ratio” or “r”. If the Target Ratio exceeds a certain percentage (currently 83%) it means essentially that too much Target Value is not offset by assets within the Benefit Fixed Rate Account, and therefore we will transfer an amount from your Permitted Sub-accounts to the Benefit Fixed Rate Account. Conversely, if the Target Ratio falls below a certain percentage (currently 77%), then a transfer from the Benefit Fixed Rate Account to the Permitted Sub-accounts would occur. Note that the formula is calculated with reference to the Highest Daily Annual Income Amount, rather than with reference to the Annual Income Amount. If you select the new mathematical formula, see the discussion regarding the 90% cap.

As you can glean from the formula, poor investment performance of your Account Value may result in a transfer of a portion of your variable Account Value to the Benefit Fixed Rate Account, because such poor investment performance will tend to increase the Target Ratio. Moreover, “flat” investment returns of your Account Value over a period of time also could result in the transfer of your Account Value to the Benefit Fixed Rate Account. Because the amount allocated to the Benefit Fixed Rate Account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the Benefit Fixed Rate Account so that the Target Ratio meets a target, which currently is equal to 80%. Once elected, the ratios we use will be fixed.

While you are not notified when the formula dictates a transfer, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the Benefit Fixed Rate Account. The formula is designed primarily to mitigate the financial risks that we incur in providing the guarantee under Highest Daily Lifetime Five.

Depending on the results of the formula calculation we may, on any day:

■	Not make any transfer between the Permitted Sub-accounts and the Benefit Fixed Rate Account; or

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If a portion of your Account Value was previously allocated to the Benefit Fixed Rate Account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). Amounts taken out of the Benefit Fixed Rate Account will be withdrawn for this purpose on a last-in, first-out basis (an amount renewed into a new guarantee period under the Benefit Fixed Rate Account will be deemed a new investment for purposes of this last-in, first-out rule); or

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Transfer all or a portion of your Account Value in the Permitted Sub-accounts pro-rata to the Benefit Fixed Rate Account. The interest that you earn on such transferred amount will be equal to the annual rate that we have set for that day, and we will credit the daily equivalent of that annual interest until the earlier of one year from the date of the transfer or the date that such amount in the Benefit Fixed Rate Account is transferred back to the Permitted Sub-accounts.

Therefore, at any given time, some, none, or all of your Account Value may be allocated to the Benefit Fixed Rate Account. If your entire Account Value is transferred to the Benefit Fixed Rate Account, then based on the way the formula operates, the formula will not transfer amounts out of the Benefit Fixed Rate Account to the Permitted Sub-accounts and the entire Account Value would remain in the Benefit Rate Fixed Account. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the Benefit Fixed Rate Account. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the Benefit Fixed Rate Account, if dictated by the formula. The amounts of any such transfer will vary, as dictated by the formula, and will depend on the factors listed below.

Prior to the first withdrawal, the primary driver of transfers to the Benefit Fixed Rate Account is the difference between your Account Value and your Total Protected Withdrawal Value. If none of your Account Value is allocated to the Benefit Fixed Rate Account, then over time the formula permits an increasing difference between the Account Value and the Total Protected Withdrawal Value before a transfer to the Benefit Fixed Rate Account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the Benefit Fixed Rate Account, the smaller the difference between the Total Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the Benefit Fixed Rate Account.

Each market cycle is unique, therefore the performance of your Sub-accounts and the Benefit Fixed Rate Account, and their impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the Benefit Fixed Rate Account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

■	The difference between your Account Value and your Total Protected Withdrawal Value;
■	The amount of time Highest Daily Lifetime Five has been in effect on your Annuity;
■	The amount allocated to and the performance of the Permitted Sub-accounts and the Benefit Fixed Rate Account;
■	Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and
■	Any withdrawals you take from your Annuity (while the benefit is in effect).

Because the amount allocated to the Benefit Fixed Rate Account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the Benefit Fixed Rate Account or to the Permitted Sub-accounts, the greater the impact performance of those investments have on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the Benefit Fixed Rate Account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the Benefit Fixed Rate Account and it has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the Benefit Fixed Rate Account and it has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the Benefit Fixed Rate Account even if the performance of your Permitted Sub-accounts is positive.

Any Account Value in the Benefit Fixed Rate Account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the Benefit Fixed Rate Account.

Additional Tax Considerations

If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than 5 percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Total Annual Income Amount, which will cause us to increase the Total Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity that are greater than such amounts. Please note that any withdrawal you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive Enhanced Protected Withdrawal Value and an amount under the Return of Principal Guarantee.

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As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here. However, we do note that if you participate in Highest Daily Lifetime Five through a non-qualified annuity, and your annuity has received Enhanced Protected Withdrawal Value and/or an additional amount under the Return of Principal Guarantee, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

Optional 90% Cap Feature for the Formula Under Highest Daily Lifetime Five.

If you currently own an Annuity and have elected the Highest Daily Lifetime Five Income Benefit, you can elect this feature which utilizes a new mathematical formula. The new formula is described below and will (if you elect it) replace the “Transfer Calculation” portion of the mathematical formula currently used in connection with your benefit on a prospective basis. There is no cost to adding this feature to your Annuity. This election may only be made once and may not be revoked once elected. This feature is available subject to state approval. The new formula is found in Appendix D (page D-2). Only the election of the 90% cap will prevent all of your Account Value from being allocated to the Benefit Fixed Rate Account. If all of your Account Value is currently allocated to the Benefit Fixed Rate Account, it will not transfer back to the Permitted Sub-accounts unless you elect the 90% cap feature. If you make additional Purchase Payments, they may or may not result in a transfer to or from the Benefit Fixed Rate Account.

Under the new formula, the formula will not execute a transfer to the Benefit Fixed Rate Account that results in more than 90% of your Account Value being allocated to the Benefit Fixed Rate Account (“90% cap” or “90% cap rule”). Thus, on any Valuation Day, if the formula would require a transfer into the Benefit Fixed Rate Account that would result in more than 90% of the Account Value being allocated to the Benefit Fixed Rate Account, only the amount that results in exactly 90% of the Account Value being allocated to the Benefit Fixed Rate Account will be transferred. Additionally, future transfers into the Benefit Fixed Rate Account will not be made (regardless of the performance of the Benefit Fixed Rate Account and the Permitted Sub-accounts) at least until there is first a transfer out of the Benefit Fixed Rate Account. Once this transfer occurs out of the Benefit Fixed Rate Account, future amounts may be transferred to or from the Benefit Fixed Rate Account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the Benefit Fixed Rate Account that results in greater than 90% of your Account Value being allocated to the Benefit Fixed Rate Account. However, it is possible that, due to the investment performance of your allocations in the Benefit Fixed Rate Account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the Benefit Fixed Rate Account.

If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the Benefit Fixed Rate Account at least until there is first a transfer out of the Benefit Fixed Rate Account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the Benefit Fixed Rate Account, and the formula will still not transfer any of your Account Value to the Benefit Fixed Rate Account (at least until there is first a transfer out of the Benefit Fixed Rate Account). For example:

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March 19, 2009 – a transfer is made to the Benefit Fixed Rate Account that results in the 90% cap being met and now $90,000 is allocated to the Benefit Fixed Rate Account and $10,000 is allocated to the Permitted Sub-accounts.

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March 20, 2009 – you make an additional purchase payment of $10,000. No transfers have been made from the Benefit Fixed Rate Account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.

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As of March 20, 2009 (and at least until first a transfer is made out of the Benefit Fixed Rate Account under the formula) – the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the Benefit Fixed Rate Account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the Benefit Fixed Rate Account).

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Once there is a transfer out of the Benefit Fixed Rate Account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Benefit Fixed Rate Account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and may be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the Benefit Fixed Rate Account as dictated by the formula. Once you elect this feature, the new transfer formula described above will be the formula for your Annuity.

In the event that more than ninety percent (90%) of your Account Value is allocated to the Benefit Fixed Rate Account and you have elected this feature, up to ten percent (10%) of your Account Value currently allocated to the Benefit Fixed Rate Account will be transferred to your Permitted Sub-accounts, such that after the transfer, 90% of your Account Value on the date of the transfer is in the Benefit Fixed Rate Account. The transfer to the Permitted Sub-accounts will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). Amounts taken out of the Benefit Fixed Rate Account will be withdrawn for this purpose on a last-in, first-out basis (an amount renewed into a new guarantee period under the Benefit Fixed Rate Account will be deemed a new investment for purposes of this last-in, first-out rule).

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Once the 90% cap feature is met, future transfers into the Benefit Fixed Rate Account will not be made (regardless of the performance of the Benefit Fixed Rate Account and the Permitted Sub-accounts) at least until there is a first transfer out of the Benefit Fixed Rate Account. Once this transfer occurs out of the Benefit Fixed Rate Account, future amounts may be transferred to or from the Benefit Fixed Rate Account if dictated by the formula.

Please be aware that after the initial transfer out of the Benefit Fixed Rate Account upon election of the 90% Cap, there is no assurance that future transfers out will occur, or the amount of such future transfers, as a result of the election of the 90% Cap. These transfers will be determined by the mathematical formula and depend on a number of factors unique to your Annuity.

Important Considerations When Electing the New Formula:

■	At any given time, some, most or none of your Account Value may be allocated to the Benefit Fixed Rate Account.
■	Please be aware that because of the way the new 90% cap formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the Benefit Fixed Rate Account.
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Because the charge for Highest Daily Lifetime Five is assessed against the average daily net assets of the Sub-accounts, that charge will be assessed against all assets transferred into the Permitted Sub-accounts.

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If this feature is elected, any Account Value transferred to the Permitted Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending of the performance of the Permitted Sub-accounts you select.

HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT (HD7)

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime Seven benefit.

Highest Daily Lifetime Seven Income Benefit is no longer available for new elections. The income benefit under Highest Daily Lifetime Seven currently is based on a single “designated life” who is at least 55 years old on the date that the benefit is acquired. The Highest Daily Lifetime Seven Benefit was not available if you elected any other optional living benefit, although you may have elected any optional death benefit other than the Highest Daily Value death benefit. As long as your Highest Daily Lifetime Seven Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of the permitted investment options, see the Investment options section of this prospectus. We no longer permit new elections of Highest Daily Lifetime Seven.

Highest Daily of Lifetime Seven that guarantees until the death of the single designated life the ability to withdraw an annual amount (the “Annual Income Amount”) equal to a percentage of an initial principal value (the “Protected Withdrawal Value”) regardless of the impact of market performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that market performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Highest Daily Lifetime Seven, and in Appendix G to this prospectus, we set forth the formula under which we make the asset transfers. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

As discussed below, a key component of Highest Daily Lifetime Seven is the Protected Withdrawal Value. Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life, provided that you have not made “excess withdrawals.” Excess withdrawals, as discussed below, will reduce your Annual Income Amount. Thus, you could experience a scenario in which your Account Value was zero, and, due to your excess withdrawals, your Annual Income Amount also was reduced to zero. In that scenario, no further amount would be payable under Highest Daily Lifetime Seven.

Key Feature – Protected Withdrawal Value

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. On the effective date of the benefit , the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter, until the earlier of the tenth anniversary of benefit election (the “Tenth Anniversary Date”) or the date of the first withdrawal, the Protected Withdrawal Value is equal to the “Periodic Value” described in the next paragraph.

The “Periodic Value” initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter, until the earlier of the first withdrawal or the Tenth Anniversary Date, we recalculate the Periodic Value. We stop determining the Periodic Value upon the earlier of your first withdrawal after the effective date of the benefit or the Tenth Anniversary Date. On each Valuation Day (the “Current Valuation Day”), the Periodic Value is equal to the greater of:

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(1)	the Periodic Value for the immediately preceding business day (the “Prior Valuation Day”) appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day; and
(2)	the Account Value.

If you make a withdrawal prior to the Tenth Anniversary Date, the Protected Withdrawal Value on the date of the withdrawal is equal to the greatest of:

(1)	the Account Value; or
(2)	the Periodic Value on the date of the withdrawal.

If you have not made a withdrawal on or before the Tenth Anniversary Date, your Protected Withdrawal Value subsequent to the Tenth Anniversary Date is equal to the greatest of:

(1)	the Account Value; or
(2)	the Periodic Value on the Tenth Anniversary Date, increased for subsequent adjusted purchase payments; or
(3)	the sum of:
(a)	200% of the Account Value on the effective date of the benefit;
(b)	200% of all adjusted purchase payments made within one year after the effective date of the benefit; and
(c)	all adjusted purchase payments made after one year following the effective date of the benefit up to the date of the first withdrawal.

On and after the date of your first withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent purchase payments, is reduced by withdrawals, including your first withdrawal (as described below), and is increased if you qualify for a step-up (as described below). Irrespective of these calculations, your Protected Withdrawal Value will always be at least equal to your Account Value.

Key Feature – Annual Income Amount under the Highest Daily Lifetime Seven Benefit

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active and does not reduce in subsequent Annuity Years, as described below. The percentage depends on the age of the Annuitant on the date of the first withdrawal after election of the benefit. The percentages are: 5% for ages 74 and younger, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older.

Under the Highest Daily Lifetime Seven benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Annual Income Amount (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

Any Purchase Payment that you make will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credits) based on the age of the Annuitant at the time of the first withdrawal (the percentages are: 5% for ages 74 and younger, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credits).

If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime Seven benefit.

An automatic step-up feature (“Highest Quarterly Auto Step-Up”) is included as part of this benefit. As detailed in this paragraph, the Highest Quarterly Auto Step-Up feature can result in a larger Annual Income Amount if your Account Value increases subsequent to your first withdrawal. We begin examining the Account Value for purposes of the Highest Quarterly Step-Up starting with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on the Valuation Days corresponding to the end of each quarter that (i) is based on your Annuity Year, rather than a calendar year; (ii) is subsequent to the first withdrawal; and

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(iii) falls within the immediately preceding Annuity Year. If the end of any such quarter falls on a holiday or a weekend, we use the next Valuation Day. Having identified each of those quarter-end Account Values, we then multiply each such value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are 5% for ages 74 and younger, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older. Thus, we multiply each quarterly value by the applicable percentage, adjust each such quarterly value for subsequent withdrawals and purchase payments, and then select the highest of those values. If the highest of those values exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. In later years, (i.e., after the first Annuity Anniversary after the first withdrawal) we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values on the end of the four immediately preceding quarters. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest quarterly value upon which your step-up was based. If, on the date that we implement a Highest Quarterly Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime Seven has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime Seven upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

The Highest Daily Lifetime Seven benefit does not affect your ability to make withdrawals under your Annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime Seven, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.

Examples of dollar-for-dollar and proportional reductions, and the Highest Quarterly Auto Step-Up are set forth below. The values depicted here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime Seven benefit or any other fees and charges. Assume the following for all three examples:

■	The Issue Date is December 1, 2007
■	The Highest Daily Lifetime Seven benefit is elected on March 5, 2008
■	The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime Seven benefit.

Dollar-for-dollar reductions

On May 2, 2008, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the Annuitant is younger than 75 at the time of the 1st withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2008) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount – $6,000 less $2,500 = $3,500.

Proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on August 6, 2008 and the Account Value at the time of this withdrawal is $110,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount – $1,500 – reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

Here is the calculation:

Account Value before withdrawal	$110,000.00
Less amount of “non” excess withdrawal	$3,500.00
Account Value immediately before excess withdrawal of $1,500	$106,500.00
Excess withdrawal amount	$1,500.00
Divided by Account Value immediately before excess withdrawal	$106,500.00
Ratio	1.41%
Annual Income Amount	$6,000.00
Less ratio of 1.41%	$84.51
Annual Income Amount for future Annuity Years	$5,915.49

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Highest Quarterly Auto Step-Up

On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant’s age on the Annuity Anniversary) of the highest quarterly value since your first withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (plus any Credits).

Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on August 6 reduces this amount to $5,915.49 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped-up if 5% (since the youngest Designated Life is younger than 75 on the date of the potential step-up) of the highest quarterly Account Value adjusted for withdrawals, is higher than $5,915.49. Here are the calculations for determining the quarterly values. Only the June 1 value is being adjusted for excess withdrawals as the September 1 and December 1 Valuation Days occur after the excess withdrawal on August 6.

Date*	Account Value	Highest Quarterly Value (adjusted with withdrawal and purchase payments)**	Adjusted Annual Income Amount (5% of the Highest Quarterly Value)
June 1, 2008	$118,000.00	$118,000.00	$5,900.00
August 6, 2008	$110,000.00	$112,885.55	$5,644.28
September 1, 2008	$112,000.00	$112,885.55	$5,644.28
December 1, 2008	$119,000.00	$119,000.00	$5,950.00

*	In this example, the Annuity Anniversary date is December 1. The quarterly valuation dates are every three months thereafter – March 1, June 1, September 1, and December 1. In this example, we do not use the March 1 date as the first withdrawal took place after March 1. The Annuity Anniversary Date of December 1 is considered the fourth and final quarterly valuation date for the year.
**	In this example, the first quarterly value after the first withdrawal is $118,000 on June 1, yielding an adjusted Annual Income Amount of $5,900.00. This amount is adjusted on August 6 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
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The Account Value of $118,000 on June 1 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $114,500 before the excess withdrawal.

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This amount ($114,500) is further reduced by 1.41% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Quarterly Value of $112,885.55.

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The adjusted Annual Income Amount is carried forward to the next quarterly anniversary date of September 1. At this time, we compare this amount to 5% of the Account Value on September 1. Since the June 1 adjusted Annual Income Amount of $5,644.28 is higher than $5,600.00 (5% of $112,000), we continue to carry $5,644.28 forward to the next and final quarterly anniversary date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,644.28, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value yields the highest amount of $5,950.00. Since this amount is higher than the current year’s Annual Income Amount of $5,915.49 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2008 and continuing through December 1, 2009, will be stepped-up to $5,950.00.

Benefits Under The Highest Daily Lifetime Seven Benefit

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To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount or as a result of the fee that we assess for Highest Daily Lifetime Seven, and amounts are still payable under Highest Daily Lifetime Seven, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Highest Daily Lifetime Seven benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to meet required minimum distribution requirements under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in the form of a fixed annuity.

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If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is a Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any Annuity option available; or
(2)	request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. We will make payments until the death of the single designated life.

We must receive your request in a form acceptable to us at our office.

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In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

(1)	the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and
(2)	the Account Value.

■	If no withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.
■	Please note that payments that we make under this benefit after the Annuity Anniversary coinciding with or next following the annuitant’s 95th birthday will be treated as annuity payments.

Other Important Considerations

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Withdrawals under the Highest Daily Lifetime Seven benefit are subject to all of the terms and conditions of the Annuity, including any CDSC that may apply. Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal. However, we may impose a CDSC on the portion of a withdrawal that is deemed Excess Income.

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Withdrawals made while the Highest Daily Lifetime Seven Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Highest Daily Lifetime Seven Benefit does not directly affect the Account Value or surrender value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity you will receive the current surrender value.

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You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime Seven benefit. The Highest Daily Lifetime Seven benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

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You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

■	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.
■	Upon inception of the benefit and to maintain the benefit, 100% of your Account Value must have been allocated to the permitted Sub-accounts.
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You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (see description below) if you elect this benefit. A summary description of the AST Investment Grade Bond Portfolio appears within the Prospectus section entitled “What Are The Investment Objectives and Policies of The Portfolios?”. You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

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Transfers to and from the elected Sub-accounts and an AST Investment Grade Bond Portfolio Sub-account triggered by the mathematical formula component of the benefit will not count toward the maximum number of free transfers allowable under an Annuity.

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We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

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The fee for Highest Daily Lifetime Seven is 0.60% annually of the Protected Withdrawal Value. We deduct this fee at the end of each quarter, where each such quarter is part of a year that begins on the effective date of the benefit or an anniversary thereafter. Thus, on each such quarter-end (or the next Valuation Day, if the quarter-end is not a Valuation Day), we deduct 0.15% of the Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of your Sub-accounts including the AST Investment Grade Bond Portfolio Sub-account. Since this fee is based on the Protected Withdrawal Value the fee for Highest Daily Lifetime Seven may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described above. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

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The Basic Death Benefit will terminate if withdrawals taken under the Highest Daily Lifetime Seven benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Highest Daily Lifetime Seven benefit cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

Election of and Designations under the Benefit

We no longer permit new elections of Highest Daily Lifetime Seven.

Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime Seven. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime Seven, except if (a) the new Owner has the same taxpayer identification number as the previous owner (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or (c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines.

If you wish, you may cancel any Highest Daily Lifetime Seven benefit. You may then elect any other available living benefit on the Valuation Day after you have cancelled the Highest Daily Lifetime Seven benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Upon cancellation of any Highest Daily Lifetime Seven benefit, any Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro rata. You should be aware that upon termination of Highest Daily Lifetime Seven, you will lose the Protected Withdrawal Value (including the Tenth Anniversary Date Guarantee), Annual Income Amount, and the Return of Principal Guarantee that you had accumulated under the benefit. Thus, the initial guarantees under any newly-elected benefit will be based on your current Account Value at the time you elect a new benefit. Once the Highest Daily Lifetime Seven benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Highest Daily Lifetime Seven benefit provided that the benefit you are looking to elect is available on a post-issue basis. If you cancel the benefit, you lose all guarantees under the benefit, and your guarantee under any new benefit you elect will be based on your Account Value at that time. Any such new benefit may be more expensive.

Return of Principal Guarantee

If you have not made a withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

a)	your Account Value on the day that you elected Highest Daily Lifetime Seven; and
b)	the sum of each Purchase Payment you made (including any Credits for Optimum XTra) during the one-year period after you elected the benefit.

If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the bond Sub-account used with this benefit), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. This potential addition to Account Value is available only if you have elected Highest Daily Lifetime Seven and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee. The Return of Principal Guarantee is not available in the State of Washington.

Termination of the Benefit

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election will apply as described above. The benefit terminates: (i) upon your termination of the benefit (ii) upon your surrender of the Annuity (iii) upon your election to begin receiving annuity payments (although if you have elected to the Annual Income Amount in the form of Annuity payments, we will continue to pay the Annual Income Amount) (iv) upon the death of the Annuitant (v) if both the Account Value and Annual Income Amount equal zero or (vi) if you cease to meet our requirements for issuing the benefit (see Elections and Designations under the Benefit).

Upon termination of Highest Daily Lifetime Seven other than upon the death of the Annuitant, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options).

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Mathematical Formula Component of Highest Daily Lifetime Seven

As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you have elected Highest Daily Lifetime Seven. For purposes of the benefit, we refer to those permitted Sub-accounts as the “Permitted Sub-accounts”. As a requirement of participating in Highest Daily Lifetime Seven, we require that you participate in our specialized program, under which we may transfer Account Value between the Permitted Sub-accounts and a specified bond fund within the Advanced Series Trust (the “AST Investment Grade Bond Sub-account”). We determine whether to make a transfer, and the amount of any transfer, under a non-discretionary formula, discussed below. The AST Investment Grade Bond Sub-account is available only with this benefit, and thus you may not allocate purchase payments to the AST Investment Grade Bond Sub-account. Under the formula component of Highest Daily Lifetime Seven, we monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account. Any transfer would be made in accordance with a formula, which is set forth in Appendix G to this prospectus.

Speaking generally, the formula, which we apply each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. Note that we use 5% in the formula, irrespective of the Annuitant’s attained age. Then we produce an estimate of the total amount we would target in our allocation model, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the “Target Value” or “L”. If you have already made a withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent purchase payments, and any excess withdrawals. Next, the formula subtracts from the Target Value the amount held within the AST Investment Grade Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the AST Investment Grade Bond Sub-account, is called the “Target Ratio” or “r”. If the Target Ratio exceeds a certain percentage (currently 83%), it means essentially that too much Target Value is not offset by assets within the AST Investment Grade Bond Sub-account, and therefore we will transfer an amount from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Conversely, if the Target Ratio falls below a certain percentage (currently 77%), then a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts would occur.

If you elect the new formula (90% Cap Feature), see discussion regarding that feature.

As you can glean from the formula, poor investment performance of your Account Value may result in a transfer of a portion of your variable Account Value to the AST Investment Grade Bond Sub-account because such poor investment performance will tend to increase the Target Ratio. Moreover, “flat” investment returns of your Account Value over a period of time also could result in the transfer of your Account Value from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. Once you elect Highest Daily Lifetime Seven, the ratios we use will be fixed. For newly-issued Annuities that elect Highest Daily Lifetime Seven and existing Annuities that elect Highest Daily Lifetime Seven, however, we reserve the right, subject to any required regulatory approval, to change the ratios.

While you are not notified when your Annuity reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the AST Investment Grade Bond Sub-account. The formula by which the reallocation triggers operate is designed primarily to mitigate the financial risks that we incur in providing the guarantee under Highest Daily Lifetime Seven.

Depending on the results of the calculation relative to the reallocation triggers, we may, on any day:

■	Not make any transfer between the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account; or
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If a portion of your Account Value was previously allocated to the AST Investment Grade Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options); or

■	Transfer all or a portion of your Account Value in the Permitted Sub-accounts pro rata to the AST Investment Grade Bond Sub-account.

Therefore, at any given time, some, none, or all of your Account Value may be allocated to the AST Investment Grade Bond Sub-account. If your entire Account Value is transferred to the AST Investment Grade Bond Sub-account, then based on the way the formula operates, the formula will not transfer amounts out of the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts and the entire Account Value would remain in the AST Investment Grade Bond Sub-account. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the AST Investment Grade Bond Sub-account. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the AST Investment Grade Bond Sub-accounts, if dictated by the formula. The amounts of any such transfers will vary as dictated by the formula, and will depend on the factors listed below.

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Prior to the first withdrawal, the primary driver of transfers to the AST Investment Grade Bond Sub-account is difference between your Account Value and your Protected Withdrawal Value. If none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, then over time the formula permits an increasing difference between the Account Value and the Protected Withdrawal Value before a transfer to the AST Investment Grade Bond Sub-account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, the smaller the difference between the Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the AST Investment Grade Bond Sub-account.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST Investment Grade Bond Sub-account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

■	The difference between your Account Value and your Protected Withdrawal Value;
■	The amount of time Highest Daily Lifetime Seven has been in effect on your Annuity;
■	The amount allocated to and the performance of the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account;
■	Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and
■	Any withdrawals you take from your Annuity (while the benefit is in effect).

Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the AST Investment Grade Bond Sub-account or to the Permitted Sub-accounts, the greater the impact performance of those investments have on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the AST Investment Grade Bond Sub-account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.

If you make additional Purchase Payments to your Annuity, they will be allocated in accordance with your Annuity. Once allocated, they will also be subject to the formula described above and therefore may be transferred to the AST Investment Grade Bond Sub-account, if dictated by the formula.

Any Account Value in the AST Investment Grade Bond Sub-account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the AST Investment Grade Bond Sub-account.

Additional Tax Considerations

If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. Please note that any withdrawal you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under “Key Feature – Protected Withdrawal Value”.

As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here. However, we do note that if you participate in Highest Daily Lifetime Seven through a non-qualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

Highest Daily Lifetime Seven with Beneficiary Income OptionSM

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime Seven with Beneficiary Income Option.

There is an optional death benefit feature under this benefit, the amount of which is linked to your Annual Income Amount. We refer to this optional death benefit as the Beneficiary Income Option or (“BIO”). Highest Daily Lifetime Seven was available without also

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selecting the Beneficiary Income Option death benefit. We no longer permit elections of the Highest Daily Lifetime Seven with Beneficiary Income Option benefit. If you terminate your Highest Daily Lifetime Seven with BIO benefit to elect any other available benefit, you will lose the guarantees that you had accumulated under your Highest Daily Lifetime Seven with BIO benefit and will begin new guarantees under the newly elected benefit.

If you have elected this death benefit, you may not elect any other optional death benefit. You may have elected the Beneficiary Income Option death benefit so long as the Annuitant is no older than age 75 at the time of election. For purposes of this optional death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Highest Daily Lifetime Seven itself. Because the fee for this benefit is based on the Protected Withdrawal Value, the fee for Highest Daily Lifetime Seven with the Beneficiary Income Option may be greater than it would have been based on the Account Value alone.

Upon a death that triggers payment of a death benefit under the Annuity, we identify the following amounts: (a) the amount of the basic Death Benefit under the Annuity, (b) the Protected Withdrawal Value and (c) the Annual Income Amount. If there were no withdrawals prior to the date of death, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death, and we calculate the Annual Income Amount as if there were a withdrawal on the date of death. If there were withdrawals prior to the date of death, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.

If there is one beneficiary, he/she must choose to receive either the basic Death Benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of periodic payments of the Annual Income Amount – such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Thus, each beneficiary can choose to take his/her portion of either (a) the basic death benefit or (b) the Beneficiary Income Option death benefit. If chosen, for qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than December 31st of the year following the annuity owner’s date of death. For non-qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than one year after the owner’s date of death. In order to receive the Beneficiary Income Option death benefit, each beneficiary’s share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary’s death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.

Here is an example to illustrate how the death benefit may be paid:

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Assume that (i) the basic death benefit is $50,000, the Protected Withdrawal Value is $100,000, and the Annual Income Amount is $5,000: (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.

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Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year payout period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value).

The pro-rated portion of the Annual Income Amount, equal to $3,750 annually (i.e., the first beneficiary’s 75% share multiplied by $5000), is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary’s 75% share of the $100,000 Protected Withdrawal Value).

The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).

If you elect to terminate Highest Daily Lifetime Seven with Beneficiary Income Option, both Highest Daily Lifetime Seven and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Highest Daily Lifetime Seven with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the “Election and Designations under the Program” section, above.

Highest Daily Lifetime Seven with Lifetime Income AcceleratorSM.

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime Seven with Lifetime Income Accelerator.

There is another version of Highest Daily Lifetime Seven that we call Highest Daily Lifetime Seven with Lifetime Income Accelerator (“Highest Daily Lifetime Seven with LIA”). We no longer permit new elections of Highest Daily Lifetime Seven with LIA. If you have elected this benefit, you may not elect any other optional benefit. The income benefit under Highest Daily Lifetime Seven with LIA currently is based on a single “designated life” who was between the ages of 55 and 75 on the date that the benefit was elected. If you terminate your Highest Daily Lifetime Seven with LIA Benefit to elect any other available living benefit, you will lose the guarantees that you had accumulated under your Highest Daily Lifetime Seven with LIA Benefit and will begin the new guarantees under the newly elected benefit based on the account value as of the date the new benefit becomes active.

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Highest Daily Lifetime Seven with LIA is not long-term care insurance and should not be purchased as a substitute for long-term care insurance. The income you receive through the Lifetime Income Accelerator may be used for any purpose, and it may or may not be sufficient to address expenses you may incur for long-term care. You should seek professional advice to determine your financial needs for long-term care.

Highest Daily Lifetime Seven with LIA guarantees, until the death of the single designated life, the ability to withdraw an amount equal to double the Annual Income Amount (which we refer to as the “LIA Amount”) if you meet the conditions set forth below. If you had chosen the Highest Daily Lifetime Seven with LIA, the maximum charge is 2.00% of Protected Withdrawal Value (“PWV”) annually. We deduct the current charge (0.95% of PWV) at the end of each quarter, where each such quarter is part of a year that begins on the effective date of the benefit or an anniversary thereafter. Thus, on each such quarter-end (or the next Valuation Day, if the quarter-end is not a Valuation Day), we deduct 0.2375% of the Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of your Sub-accounts including the AST Investment Grade Bond Portfolio Sub-account. Since this fee is based on the protected withdrawal value, the fee for Highest Daily Lifetime Seven with LIA may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described below.

If this benefit was elected within on an Annuity held as a 403 (b) plan, then in addition to meeting the eligibility requirements listed below for the LIA Amount you must separately qualify for distributions from the 403 (b) plan itself.

You could have chosen Highest Daily Lifetime Seven without also electing LIA, however you may not have elected LIA without Highest Daily Lifetime Seven. All terms and conditions of Highest Daily Lifetime Seven apply to this version of the benefit, except as described herein.

Eligibility Requirements for LIA Amount. Both a waiting period of 36 months, from the benefit effective date, and an elimination period of 120 days, from the date of notification that one or both of the requirements described immediately below have been met, apply before you can become eligible for the LIA Amount. Assuming the 36 month waiting period has been met and we have received the notification referenced in the immediately preceding sentence, the LIA amount would be available for withdrawal on the Valuation Day immediately after the 120th day. The waiting period and the elimination period may run concurrently. In addition to satisfying the waiting and elimination period, either or both of the following requirements (“LIA conditions”) must be met. It is not necessary to meet both conditions:

(1)	The designated life is confined to a qualified nursing facility. A qualified nursing facility is a facility operated pursuant to law or any state licensed facility providing medically necessary in-patient care which is prescribed by a licensed physician in writing and based on physical limitations which prohibit daily living in a non-institutional setting.
(2)	The designated life is unable to perform two or more basic abilities of caring for oneself or “activities of daily living.” We define these basic abilities as:
i.	Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.
ii.	Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.
iii.	Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower.
iv.	Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.
v.	Transferring: Moving into or out of a bed, chair or wheelchair.
vi.	Continence: Maintaining control of bowel or bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform personal hygiene (including caring for catheter or colostomy bag).

You must notify us when the LIA conditions have been met. If, when we receive such notification, there are more than 120 days remaining until the end of the waiting period described above, you will not be eligible for the LIA Amount. If there are 120 days or less remaining until the end of the waiting period when we receive notification that the LIA conditions are met, we will determine eligibility for the LIA Amount through our then current administrative process, which may include, but is not limited to, documentation verifying the LIA conditions and/or an assessment by a third party of our choice. Such assessment may be in person and we will assume any costs associated with the aforementioned assessment. Once eligibility is determined, the LIA Amount is equal to double the Annual Income Amount as described in this prospectus under the Highest Daily Lifetime Seven Benefit.

Additionally, we will reassess your eligibility on an annual basis although your LIA benefit for the year that immediately precedes our reassessment will not be affected if it is determined that you are no longer eligible. Your first reassessment may occur in the same year as your initial assessment. If we determine that you are no longer eligible to receive the LIA Amount, the Annual Income Amount would replace the LIA Amount on the next Annuity Anniversary (the “ineligibility effective date”). However, 1) if you were receiving income through a systematic withdrawal program that was based on your LIA Amount; 2) you subsequently become ineligible to receive your LIA Amount, and 3) we do not receive new withdrawal instructions from you prior to the ineligibility effective date, we will cancel such systematic withdrawal program on the ineligibility effective date. You will be notified of your subsequent ineligibility and the date systematic withdrawal payments will stop before either occur. If any existing systematic

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withdrawal program is canceled, you must enroll in a new systematic withdrawal program if you wish to receive income on a systematic basis. You may establish a new or make changes to any existing systematic withdrawal program at any time by contacting our Annuity Service Office. All “Excess Income” conditions described above in “Key Feature – Annual Income Amount under the Highest Daily Lifetime Seven Benefit” would apply. There is no limit on the number of times you can become eligible for the LIA Amount, however, each time would require the completion of the 120-day elimination period, notification that the designated life meets the LIA conditions, and determination, through our then current administrative process, that you are eligible for the LIA Amount, each as described above.

You should also keep in mind that, at the time you are experiencing the LIA conditions that would qualify you for the LIA Amount, you may also be experiencing other disabilities that could impede your ability to conduct your affairs. You may wish to consult with a legal advisor to determine whether you should authorize a fiduciary who could notify us if you meet the LIA conditions and apply for the benefit.

LIA amount at the first Withdrawal. If your first withdrawal subsequent to election of Highest Daily Lifetime Seven with LIA occurs while you are eligible for the LIA Amount, the available LIA Amount is equal to double the Annual Income Amount.

LIA amount after the First Withdrawal. If you become eligible for the LIA Amount after you have taken your first withdrawal, the available LIA amount for the current and subsequent Annuity Years is equal to double the then current Annual Income Amount, however the available LIA amount in the current Annuity Year is reduced by any withdrawals that have been taken in the current Annuity Year. Cumulative withdrawals in an Annuity Year which are less than or equal to the LIA Amount (when eligible for the LIA amount) will not reduce your LIA Amount in subsequent Annuity Years, but any such withdrawals will reduce the LIA Amount on a dollar-for-dollar basis in that Annuity Year.

Withdrawals In Excess of the LIA amount. If your cumulative withdrawals in an Annuity Year are in excess of the LIA Amount when you are eligible (“Excess Withdrawal”), your LIA Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the excess portion of the withdrawal to the Account Value immediately prior to the Excess Withdrawal. Reductions include the actual amount of the withdrawal, including any CDSC that may apply. Withdrawals of any amount up to and including the LIA Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Excess Withdrawals will reduce the Protected Withdrawal Value by the same ratio as the reduction to the LIA Amount. Any withdrawals that are less than or equal to the LIA amount (when eligible) but in excess of the free withdrawal amount available under this Annuity will not incur a CDSC.

Withdrawals are not required. However, subsequent to the first withdrawal, the LIA Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the LIA Amount.

Purchase Payments. If you are eligible for the LIA Amount as described under “Eligibility Requirements for LIA Amount” and you make an additional Purchase Payment, we will increase your LIA Amount by double the amount we add to your Annual Income Amount.

Step Ups. If your Annual Income Amount is stepped up, your LIA Amount will be stepped up to equal double the stepped up Annual Income Amount.

Guarantee Payments. If your Account Value is reduced to zero as a result of cumulative withdrawals that are equal to or less than the LIA Amount, or as a result of the fee that we assess for Highest Daily Lifetime Seven with LIA, and there is still a LIA Amount available, we will make an additional payment for that Annuity Year equal to the remaining LIA Amount. Thus, in that scenario, the remaining LIA Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the LIA Amount as described in this section. We will make payments until the death of the single designated life. Should the designated life no longer qualify for the LIA amount (as described under “Eligibility Requirements for LIA Amount” above), the Annual Income Amount would continue to be available. Subsequent eligibility for the LIA Amount would require the completion of the 120 day elimination period as well as meeting the LIA conditions listed above under “Eligibility Requirements for LIA Amount”. To the extent that cumulative withdrawals in the current Annuity Year that reduce your Account Value to zero are more than the LIA Amount (except in the case of required minimum distributions), Highest Daily Lifetime Seven with LIA terminates, and no additional payments are permitted.

Annuity Options. In addition to the Highest Daily Lifetime Seven Annuity Options described above, after the 10th benefit anniversary you may also request that we make annuity payments each year equal to the Annual Income Amount. In any year that you are eligible for the LIA Amount, we make annuity payments equal to the LIA Amount. If you would receive a greater payment by applying your Account Value to receive payments for life under your Annuity, we will pay the greater amount. Prior to the 10th benefit anniversary this option is not available.

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We will continue to make payments until the death of the Designated Life. If this option is elected, the Annual Income Amount and LIA Amount will not increase after annuity payments have begun.

If you elected Highest Daily Lifetime Seven with LIA, and never meet the eligibility requirements you will not receive any additional payments based on the LIA Amount.

Optional 90% Cap Feature for Formula for Highest Daily Lifetime Seven

If you currently own an Annuity and have elected the Highest Daily Lifetime Seven Income Benefit (including Highest Daily Lifetime Seven with Beneficiary Income Option and Highest Daily Lifetime Seven with Lifetime Income Accelerator) or Spousal Highest Daily Lifetime Seven Income Benefit (including Spousal Highest Daily Lifetime Seven with Beneficiary Income Option), you can elect this feature (subject to state approval) which utilizes a new mathematical formula. The new formula is described below and will replace the “Transfer Calculation” portion of the mathematical formula currently used in connection with your benefit on a prospective basis. There is no cost to adding this feature to your Annuity. This election may only be made once and may not be revoked once elected. The new mathematical formula is found in Appendix G (page G-4). Only the election of the 90% Cap will prevent all of your Account Value from being allocated to the AST Investment Grade Bond Portfolio Sub-account. If all of your Account Value is currently allocated to the AST Investment Grade Bond Portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect the 90% Cap feature. If you make additional Purchase Payments, they may or may not result in a transfer to or from the AST Investment Grade Bond Portfolio Sub-account.

Under the new formula, the formula will not execute a transfer to the AST Investment Grade Bond Sub-account that results in more than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account (“90% cap” or “90% Cap Rule”). Thus, on any Valuation Day, if the formula would require a transfer to the AST Investment Grade Bond Sub-account that would result in more than 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account will be transferred. Additionally, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST Investment Grade Bond Sub-account that results in greater than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST Investment Grade Bond Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the AST Investment Grade Bond Sub-account.

If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST Investment Grade Bond Sub-account at least until there is first a transfer out of the AST Investment Grade Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST Investment Grade Bond Sub-account, and the formula will still not transfer any of your Account Value to the AST Investment Grade Bond Sub-account (at least until there is first a transfer out of the AST Investment Grade Bond Sub-account). For example,

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March 19, 2009 – a transfer is made that results in the 90% cap being met and now $90,000 is allocated to the AST Investment Grade Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

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March 20, 2009 – you make an additional purchase payment of $10,000. No transfers have been made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.

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As of March 20, 2009 (and at least until first a transfer is made out of the AST Investment Grade Bond Sub-account under the formula) – the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the AST Investment Grade Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the AST Investment Grade Bond Sub-account).

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Once there is a transfer out of the AST Investment Grade Bond Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and may be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account as dictated by the formula. Once you elect this feature, the new transfer formula described above and set forth in Appendix G will be the formula for your Annuity.

In the event that more than ninety percent (90%) of your Account Value is allocated to the AST Investment Grade Bond Sub-account and you have elected this feature, up to ten percent (10%) of your Account Value currently allocated to the AST Investment Grade Bond Sub-account will be transferred to your Permitted Sub-accounts, such that after the transfer, 90% of your Account Value on the

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date of the transfer is in the AST Investment Grade Bond Sub-account. The transfer to the Permitted Sub-accounts will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amounts of such additional transfer(s) will vary. If on the date this feature is elected 100% of your Account Value is allocated to the AST Investment Grade Bond Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts. It is possible that an additional transfer to the Permitted Sub-accounts could occur following the Valuation Day(s), and in some instances (based on the formula) the additional transfer(s) could be large.

Once the 90% cap rule is met, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

Important Consideration When Electing the New Formula:

■	At any given time, some, most or none of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.
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Please be aware that because of the way the 90% cap formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.

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If this feature is elected, any Account Value transferred to the Permitted Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending of the performance of the Permitted Sub-accounts you select.

SPOUSAL HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT (SHD7)

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime Seven Income benefit.

Spousal Highest Daily Lifetime Seven is the spousal version of Highest Daily Lifetime Seven. We no longer permit new elections of Spousal Highest Daily Lifetime Seven. Spousal Highest Daily Lifetime Seven must have been elected based on two Designated Lives, as described below. Each Designated Life must have been at least 59 1/2 years old when the benefit was elected. Spousal Highest Daily Lifetime Seven was not available if you elected any other optional living benefit or optional death benefit. As long as your Spousal Highest Daily Lifetime Seven Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of permitted investment options, see the Investment options section of this prospectus.

The benefit that guarantees until the later death of two natural persons who are each other’s spouses at the time of election of the benefit and at the first death of one of them (the “Designated Lives”, and each, a “Designated Life”) the ability to withdraw an annual amount (the “Annual Income Amount”) equal to a percentage of an initial principal value (the “Protected Withdrawal Value”) regardless of the impact of Sub-account performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Highest Daily Lifetime Seven benefit after the death of the first spouse. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Spousal Highest Daily Lifetime Seven, and in Appendix G to this prospectus, we set forth the formula under which we make the asset transfers. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

As discussed below, a key component of Spousal Highest Daily Lifetime Seven is the Protected Withdrawal Value. Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains. You are guaranteed to be able to withdraw the Annual Income Amount until the death of the second Designated Life, provided that there have not been “excess withdrawals.” Excess withdrawals, as discussed below, will reduce your Annual Income Amount. Thus, you could experience a scenario in which your Account Value was zero, and, due to your excess withdrawals, your Annual Income Amount also was reduced to zero. In that scenario, no further amount would be payable under Spousal Highest Daily Lifetime Seven.

Key Feature – Protected Withdrawal Value

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter, until the earlier of the tenth anniversary of benefit election (the “Tenth Anniversary Date”) or the date of the first withdrawal, the Protected Withdrawal Value is equal to the “Periodic Value” described in the next paragraph.

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The “Periodic Value” initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter, until the earlier of the first withdrawal or the Tenth Anniversary Date, we recalculate the Periodic Value. We stop determining the Periodic Value upon the earlier of your first withdrawal after the effective date of the benefit or the Tenth Anniversary Date. On each Valuation Day (the “Current Valuation Day”), the Periodic Value is equal to the greater of:

(1)	the Periodic Value for the immediately preceding business day (the “Prior Valuation Day”) appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day; and
(2)	the Account Value.

If you make a withdrawal prior to the Tenth Anniversary Date, the Protected Withdrawal Value on the date of the withdrawal is equal to the greatest of:

(a)	the Account Value; or
(b)	the Periodic Value on the date of the withdrawal.

If you have not made a withdrawal on or before the Tenth Anniversary Date, your Protected Withdrawal Value subsequent to the Tenth Anniversary Date is equal to the greatest of:

(1)	the Account Value; or
(2)	the Periodic Value on the Tenth Anniversary Date, increased for subsequent adjusted purchase payments; or
(3)	the sum of:
(a)	200% of the Account Value on the effective date of the benefit;
(b)	200% of all adjusted purchase payments made within one year after the effective date of the benefit; and
(c)	all adjusted purchase payments made after one year following the effective date of the benefit up to the date of the first withdrawal.

On and after the date of your first withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent purchase payments, is reduced by withdrawals, including your first withdrawal (as described below), and is increased if you qualify for a step-up (as described below). Irrespective of these calculations, your Protected Withdrawal Value will always be at least equal to your Account Value.

Key Feature – Annual Income Amount under the Spousal Highest Daily Lifetime Seven Benefit

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active and does not reduce in subsequent Annuity Years, as described below. The percentage depends on the age of the youngest Designated Life on the date of the first withdrawal after election of the benefit. The percentages are: 5% for ages 79 and younger, 6% for ages 80 to 84, 7% for ages 85 to 89, and 8% for ages 90 and older. We use the age of the youngest Designated Life even if that Designated Life is no longer a participant under the Annuity due to death or divorce.

Under the Spousal Highest Daily Lifetime Seven benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Annual Income Amount (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

Any Purchase Payment that you make will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credits) based on the age of the Annuitant at the time of the first withdrawal (the percentages are: 5% for ages 79 and younger, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credits). Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.

If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will

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exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime Seven benefit.

An automatic step-up feature (“Highest Quarterly Auto Step-Up”) is included as part of this benefit. As detailed in this paragraph, the Highest Quarterly Auto Step-Up feature can result in a larger Annual Income Amount if your Account Value increases subsequent to your first withdrawal. We begin examining the Account Value for purposes of the Highest Quarterly Step-Up starting with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on the Valuation Days corresponding to the end of each quarter that (i) is based on your Annuity Year, rather than a calendar year; (ii) is subsequent to the first withdrawal; and (iii) falls within the immediately preceding Annuity Year. If the end of any such quarter falls on a holiday or a weekend, we use the next Valuation Day. Having identified each of those quarter-end Account Values, we then multiply each such value by a percentage that varies based on the age of the youngest Designated Life on the Annuity Anniversary as of which the step-up would occur. The percentages are 5% for ages 79 and younger, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older. Thus, we multiply each quarterly value by the applicable percentage, adjust each such quarterly value for subsequent withdrawals and purchase payments, and then select the highest of those values. If the highest of those values exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. In later years, (i.e., after the first Annuity Anniversary after the first withdrawal) we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values on the end of the four immediately preceding quarters. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest quarterly value upon which your step-up was based. If, on the date that we implement a Highest Quarterly Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime Seven has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime Seven upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

The Spousal Highest Daily Lifetime Seven benefit does not affect your ability to make withdrawals under your annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime Seven, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.

Examples of dollar-for-dollar and proportional reductions, and the Highest Quarterly Auto Step-Up are set forth below. The values depicted here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime Seven benefit or any other fees and charges. Assume the following for all three examples:

■	The Issue Date is December 1, 2007
■	The Spousal Highest Daily Lifetime Seven benefit is elected on March 5, 2008.
■	The youngest Designated Life was 70 years old when he/she elected the Spousal Highest Daily Lifetime Seven benefit.

Dollar-for-dollar reductions

On May 2, 2008, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the youngest Designated Life is younger than 80 at the time of the 1st withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2008) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount – $6,000 less $2,500 = $3,500.

Proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on August 6, 2008 and the Account Value at the time of this withdrawal is $110,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount – $1,500 – reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

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Here is the calculation:

Account Value before withdrawal	$110,000.00
Less amount of “non” excess withdrawal	$3,500.00
Account Value immediately before excess withdrawal of $1,500	$106,500.00
Excess withdrawal amount	$1,500.00
Divided by Account Value immediately before excess withdrawal	$106,500.00
Ratio	1.41%
Annual Income Amount	$6,000.00
Less ratio of 1.41%	$84.51
Annual Income Amount for future Annuity Years	$5,915.49

Highest Quarterly Auto Step-Up

On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the youngest Designated Life’s age on the Annuity Anniversary) of the highest quarterly value since your first withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (plus any Credits).

Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on August 6 reduces this amount to $5,915.49 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped-up if 5% (since the youngest Designated Life is younger than 80 on the date of the potential step-up) of the highest quarterly Account Value adjusted for withdrawals, is higher than $5,915.49. Here are the calculations for determining the quarterly values. Only the June 1 value is being adjusted for excess withdrawals as the September 1 and December 1 Valuation Days occur after the excess withdrawal on August 6.

Date*	Account Value	Highest Quarterly Value (adjusted with withdrawal and purchase payments)**	Adjusted Annual Income Amount (5% of the Highest Quarterly Value)
June 1, 2008	$118,000.00	$118,000.00	$5,900.00
August 6, 2008	$110,000.00	$112,885.55	$5,644.28
September 1, 2008	$112,000.00	$112,885.55	$5,644.28
December 1, 2008	$119,000.00	$119,000.00	$5,950.00

*	In this example, the Annuity Anniversary date is December 1. The quarterly valuation dates are every three months thereafter – March 1, June 1, September 1, and December 1. In this example, we do not use the March 1 date as the first withdrawal took place after March 1. The Annuity Anniversary Date of December 1 is considered the fourth and final quarterly valuation date for the year.
**	In this example, the first quarterly value after the first withdrawal is $118,000 on June 1, yielding an adjusted Annual Income Amount of $5,900.00. This amount is adjusted on August 6 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
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The Account Value of $118,000 on June 1 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $114,500 before the excess withdrawal.

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This amount ($114,500) is further reduced by 1.41% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Quarterly Value of $112,885.55.

The adjusted Annual Income Amount is carried forward to the next quarterly anniversary date of September 1. At this time, we compare this amount to 5% of the Account Value on September 1. Since the June 1 adjusted Annual Income Amount of $5,644.28 is higher than $5,600.00 (5% of $112,000), we continue to carry $5,644.28 forward to the next and final quarterly anniversary date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,644.28, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value yields the highest amount of $5,950.00. Since this amount is higher than the current year’s Annual Income Amount of $5,915.49 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2008 and continuing through December 1, 2009, will be stepped-up to $5,950.00.

Benefits Under The Spousal Highest Daily Lifetime Seven Benefit

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To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount or as a result of the fee that we assess for Spousal Highest Daily Lifetime Seven, and amounts are still payable under Spousal Highest Daily Lifetime Seven, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. To the extent that cumulative withdrawals in the current Annuity Year that reduced your

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Account Value to zero are more than the Annual Income Amount, the Spousal Highest Daily Lifetime Seven benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to meet required minimum distribution requirements under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in the form of a fixed annuity.

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If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is a Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any Annuity option available; or
(2)	request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount.

We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. If, due to death of a Designated Life or divorce prior to annuitization, only a single Designated Life remains, then Annuity payments will be made as a life annuity for the lifetime of the Designated Life.

We must receive your request in a form acceptable to us at our office.

In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

(1)	the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and
(2)	the Account Value.

■	If no withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.
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Please note that payments that we make under this benefit after the Annuity Anniversary coinciding with or next following the older of the owner or Annuitant’s 95th birthday, will be treated as annuity payments.

Other Important Considerations

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Withdrawals under the Spousal Highest Daily Lifetime Seven benefit are subject to all of the terms and conditions of the Annuity, including any CDSC that may apply. Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal. However, we may impose a CDSC on the portion of a withdrawal that is deemed Excess Income.

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Withdrawals made while the Spousal Highest Daily Lifetime Seven Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Spousal Highest Daily Lifetime Seven Benefit does not directly affect the Account Value or surrender value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity you will receive the current surrender value.

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You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

■	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.
■	Upon inception of the benefit and to maintain the benefit, 100% of your Account Value must have been allocated to the permitted Sub-accounts.
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You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (as described below) if you elect this benefit. A summary description of the AST Investment Grade Bond Portfolio appears within the prospectus section entitled “What Are The Investment Objectives and Policies of The Portfolios?”. You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

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You can make withdrawals from your Annuity without purchasing the Spousal Highest Daily Lifetime Seven benefit. The Spousal Highest Daily Lifetime Seven benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

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Transfers to and from the elected Sub-accounts and the AST Investment Grade Bond Portfolio Sub-account triggered by the mathematical formula component of the benefit will not count toward the maximum number of free transfers allowable under an Annuity.

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You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Spousal Highest Daily Lifetime Seven benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements.

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The fee for Spousal Highest Daily Lifetime Seven is 0.75% annually of the Protected Withdrawal Value. We deduct this fee at the end of each quarter, where each such quarter is part of a year that begins on the effective date of the benefit or an anniversary thereafter. Thus, on each such quarter-end (or the next Valuation Day, if the quarter-end is not a Valuation Day), we deduct 0.1875% of the Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of your Sub-accounts including the AST Investment Grade Bond Sub-account. Since this fee is based on the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime Seven may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described above. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

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The Basic Death Benefit will terminate if withdrawals taken under the Spousal Highest Daily Lifetime Seven benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Spousal Highest Daily Lifetime Seven benefit cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

Election of and Designations under the Benefit

We no longer permit new elections of Spousal Highest Daily Lifetime Seven. Elections of Spousal Highest Daily Lifetime Seven must have been based on two Designated Lives. Designated Lives must be natural persons who are each other’s spouses at the time of election of the benefit and at the death of the first of the Designated Lives to die. Spousal Highest Daily Lifetime Seven could only be elected where the Owner, Annuitant, and Beneficiary designations are as follows:

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One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner’s spouse. The Owner/Annuitant and the beneficiary each must be at least 59 1/2 years old at the time of election; or

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Co-Annuity Owners, where the Owners are each other’s spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. Each Owner must each be at least 59 1/2 years old at the time of election; or

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One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) (“Custodial Account”), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. Both the Annuitant and the Contingent Annuitant each must be at least 59 1/2 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows:

(a)	if one Owner dies and the surviving spousal Owner assumes the Annuity or
(b)	if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary designations under this benefit. If the Designated Lives divorce, however, the Spousal Highest Daily Lifetime Seven benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new Designated Life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

If you wish, you may cancel any Spousal Highest Daily Lifetime Seven benefit. You may then elect any other available living benefit on any Valuation Day after you have cancelled the Spousal Highest Daily Lifetime Seven benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Upon cancellation of any Spousal Highest Daily Lifetime Seven benefit, any Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instruction or in absence of such instruction, pro-rata. You should be aware that upon termination of Spousal Highest Daily Lifetime Seven, you will lose the Protected Withdrawal Value (including the Tenth Anniversary Date Guarantee), Annual Income Amount, and the Return of Principal Guarantee that you had accumulated under the benefit. Thus, the initial guarantees under any newly-elected benefit will be based on your current Account Value. Once the Spousal Highest Daily Lifetime Seven benefit is cancelled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Spousal Highest Daily Lifetime Seven benefit provided that the benefit you are looking to elect is available on a post-issue basis. Any such benefit may be more expensive.

Return of Principal Guarantee

If you have not made a withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

a)	your Account Value on the day that you elected Spousal Highest Daily Lifetime Seven; and

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b)	the sum of each Purchase Payment you made (including any Credits for Optimum XTra) during the one-year period after you elected the benefit.

If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the bond Sub-account used with this benefit), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. This potential addition to Account Value is available only if you have elected Spousal Highest Daily Lifetime Seven and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee. The Return of Principal guarantee is not available in Washington State.

Termination of the Benefit

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election will apply as described above. The benefit terminates: (i) if upon the death of the first Designated Life, the surviving Designated Life opts to take the death benefit under the Annuity (thus, the benefit does not terminate solely because of the death of the first Designated Life) (ii) upon the death of the second Designated Life, (iii) upon your termination of the benefit (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount) (iv) upon your surrender of the Annuity (v) upon your election to begin receiving annuity payments (vi) if both the Account Value and Annual Income Amount equal zero or (vii) if you cease to meet our requirements for issuing the benefit (see Election of and Designations under the Benefit).

Upon termination of Spousal Highest Daily Lifetime Seven other than upon death of a Designated Life, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account (as defined below) to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options).

Mathematical Formula Component of Spousal Highest Daily Lifetime Seven

As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you have elected Spousal Highest Daily Lifetime Seven. For purposes of the benefit, we refer to those permitted Sub-accounts as the “Permitted Sub-accounts”. As a requirement of participating in Spousal Highest Daily Lifetime Seven, we require that you participate in our specialized program, under which we may transfer Account Value between the Permitted Sub-accounts and a specified bond fund within the Advanced Series Trust (the “AST Investment Grade Bond Sub-account”). We determine whether to make a transfer, and the amount of any transfer, under a non-discretionary formula, discussed below. The AST Investment Grade Bond Sub-account is available only with this benefit, and thus you may not allocate purchase payments to the AST Investment Grade Bond Sub-account. Under the formula component of Spousal Highest Daily Lifetime Seven, we monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account. Any transfer would be made in accordance with a formula, which is set forth in Appendix G to this prospectus.

Speaking generally, the formula, which we apply each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. Note that we use 5% in the formula, irrespective of the Annuitant’s attained age. Then we produce an estimate of the total amount we would target in our allocation model, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the “Target Value” or “L”. If you have already made a withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent purchase payments, and any excess withdrawals. Next, the formula subtracts from the Target Value the amount held within the AST Investment Grade Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the AST Investment Grade Bond Sub-account, is called the “Target Ratio” or “r”. If the Target Ratio exceeds a certain percentage (currently 83%), it means essentially that too much Target Value is not offset by assets within the AST Investment Grade Bond Sub-account, and therefore we will transfer an amount from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Conversely, if the Target Ratio falls below a certain percentage (currently 77%), then a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts would occur.

If you elect the new formula (90% Cap Feature), see discussion regarding that feature.

As you can glean from the formula, poor investment performance of your Account Value may result in a transfer of a portion of your variable Account Value to the AST Investment Grade Bond Sub-account because such poor investment performance will tend to

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increase the Target Ratio. Moreover, “flat” investment returns of your Account Value over a period of time also could result in the transfer of your Account Value from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. Once you elect Spousal Highest Daily Lifetime Seven, the ratios we use will be fixed. For newly-issued Annuities that elect Spousal Highest Daily Lifetime Seven and existing Annuities that elect Spousal Highest Daily Lifetime Seven, however, we reserve the right, subject to any required regulatory approval, to change the ratios.

While you are not notified when your Annuity reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the AST Investment Grade Bond Sub-account. The formula by which the reallocation triggers operate is designed primarily to mitigate the financial risks that we incur in providing the guarantee under Spousal Highest Daily Lifetime Seven.

Depending on the results of the calculation relative to the reallocation triggers, we may, on any day:

■	Not make any transfer between the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account; or
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If a portion of your Account Value was previously allocated to the AST Investment Grade Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options); or

■	Transfer all or a portion of your Account Value in the Permitted Sub-accounts pro rata to the AST Investment Grade Bond Sub-account.

Therefore, at any given time, some, none, or all of your Account Value may be allocated to the AST Investment Grade Bond Sub-account. If your entire Account Value is transferred to the AST Investment Grade Bond Sub-account, then based on the way the formula operates, the formula will not transfer amounts out of the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts and the entire Account Value would remain in the AST Investment Grade Bond Sub-account. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the AST Investment Grade Bond Sub-account. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the AST Investment Grade Bond Sub-accounts, if dictated by the formula. The amounts of any such transfers will vary as dictated by the formula, and will depend on the factors listed below.

Prior to the first withdrawal, the primary driver of transfers to the AST Investment Grade Bond Sub-account is difference between your Account Value and your Protected Withdrawal Value. If none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, then over time the formula permits an increasing difference between the Account Value and the Protected Withdrawal Value before a transfer to the AST Investment Grade Bond Sub-account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, the smaller the difference between the Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the AST Investment Grade Bond Sub-account.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST Investment Grade Bond Sub-account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

■	The difference between your Account Value and your Protected Withdrawal Value;
■	The amount of time Spousal Highest Daily Lifetime Seven has been in effect on your Annuity;
■	The amount allocated to and the performance of the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account;
■	Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and
■	Any withdrawals you take from your Annuity (while the benefit is in effect).

Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the AST Investment Grade Bond Sub-account or to the Permitted Sub-accounts, the greater the impact performance of those investments have on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the AST Investment Grade Bond Sub-account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is

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allocated to the AST Investment Grade Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.

If you make additional Purchase Payments to your Annuity, they will be allocated in accordance with your Annuity. Once allocated, they will also be subject to the formula described above and therefore may be transferred to the AST Investment Grade Bond Sub-account, if dictated by the formula.

Any Account Value in the AST Investment Grade Bond Sub-account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the AST Investment Grade Bond Sub-account.

Additional Tax Considerations

If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70  1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. Please note that any withdrawal you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under “Key Feature – Protected Withdrawal Value”.

As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Spousal Highest Daily Lifetime Seven through a non-qualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

Spousal Highest Daily Lifetime Seven with Beneficiary Income OptionSM

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime Seven with Beneficiary Income Option.

There was an optional death benefit feature under this benefit, the amount of which is linked to your Annual Income Amount. You may have chosen Spousal Highest Daily Lifetime Seven without also selecting the Beneficiary Income Option death benefit (“BIO”). We no longer permit elections of Spousal Highest Daily Lifetime Seven with BIO. If you terminate your Spousal Highest Daily Lifetime Seven with BIO benefit to elect any other available living benefit, you will lose all guarantees under the Spousal Highest Daily Lifetime Seven with BIO benefit, and will begin new guarantees under the newly elected benefit based on the Account Value as of the date the new benefit becomes active.

If you elected the Beneficiary Income Option death benefit, you may not elect any other optional benefit. You could elect the Beneficiary Income Option death benefit so long as each Designated Life was no older than age 75 at the time of election. This death benefit is not transferable in the event of a divorce, nor may the benefit be split in accordance with any divorce proceedings or similar instrument of separation. Since this fee is based on the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime Seven with BIO may be greater than it would have been, had it been based on the Account Value alone.

For purposes of the Beneficiary Income Option death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Spousal Highest Daily Lifetime Seven itself. Upon the first death of a Designated Life, no amount is payable under the Beneficiary Income Option death benefit. Upon the second death of a Designated Life, we identify the following amounts: (a) the amount of the base death benefit under the Annuity (b) the Protected Withdrawal Value and (c) the Annual Income Amount. If there were no withdrawals prior to the date of death, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death, and we calculate the Annual Income Amount as if there were a withdrawal on the date of death. If there were withdrawals prior to the date of death, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.

If there is one beneficiary, he/she must choose to receive either the base death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of annual payment of the Annual Income Amount – such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Thus, each beneficiary can choose to take his/her portion of either (a) the basic death benefit or (b) the Beneficiary Income Option death benefit. If chosen, for qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than December 31st of the year following the annuity owner’s date of death. For non-qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than one year after the owner’s date of death. In order to receive the Beneficiary Income Option death benefit, each beneficiary’s share of the death benefit proceeds must

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be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary’s death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.

Here is an example to illustrate how the death benefit may be paid:

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Assume that (i) the basic death benefit is $50,000, the Protected Withdrawal Value is $100,000, and the Annual Income Amount is $5,000; (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.

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Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value).

The pro-rated portion of the Annual Income Amount equal to $3,750 (i.e., the first beneficiary’s 75% share multiplied by $5,000) is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary’s 75% share of the $100,000 Protected Withdrawal Value).

The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).

If you elect to terminate Spousal Highest Daily Lifetime Seven with Beneficiary Income Option, both Spousal Highest Daily Lifetime Seven and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Spousal Highest Daily Lifetime Seven with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the “Election of and Designations under the Benefit” section, above.

Optional 90% Cap Feature for Spousal Highest Daily Lifetime Seven

If you currently own an Annuity and have elected Spousal Highest Daily Lifetime Seven Income Benefit (including Spousal Highest Daily Lifetime Seven with Beneficiary Income Option), you can elect this feature which utilizes a new mathematical formula. The new formula is described below and will replace the “Transfer Calculation” portion of the formula currently used in connection with your benefit on a prospective basis. There is no cost to adding this feature to your Annuity. This election may only be made once and may not be revoked once elected. The new formula is found in Appendix G (page G-4) of this prospectus. Only the election of the 90% Cap will prevent all of your Account Value from being allocated to the AST Investment Grade Bond Portfolio Sub-account. If all of your Account Value is currently allocated to the AST Investment Grade Bond Portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect the 90% Cap feature. If you make additional Purchase Payments, they may or may not result in a transfer to or from the AST Investment Grade Bond Portfolio Sub-account.

Under the new formula, the formula will not execute a transfer to the AST Investment Grade Bond Sub-account that results in more than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account (“90% cap” or “90% Cap Rule”). Thus, on any Valuation Day, if the formula would require a transfer to the AST Investment Grade Bond Sub-account that would result in more than 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account will be transferred. Additionally, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST Investment Grade Bond Sub-account that results in greater than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST Investment Grade Bond Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the AST Investment Grade Bond Sub-account.

If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST Investment Grade Bond Sub-account at least until there is first a transfer out of the AST Investment Grade Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST Investment Grade Bond Sub-account, and the formula will still not transfer any of your Account Value to the AST Investment Grade Bond Sub-account (at least until there is first a transfer out of the AST Investment Grade Bond Sub-account). For example,

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March 19, 2009 – a transfer is made that results in the 90% cap being met and now $90,000 is allocated to the AST Investment Grade Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

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March 20, 2009 – you make an additional purchase payment of $10,000. No transfers have been made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.

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As of March 20, 2009 (and at least until first a transfer is made out of the AST Investment Grade Bond Sub-account under the formula) – the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the AST Investment Grade Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the AST Investment Grade Bond Sub-account).

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Once there is a transfer out of the AST Investment Grade Bond Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and may be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account as dictated by the formula. Once you elect this feature, the new transfer formula described above and set forth in appendix – will be the formula for your Annuity.

In the event that more than ninety percent (90%) of your Account Value is allocated to the AST Investment Grade Bond Sub-account and you have elected this feature, up to ten percent (10%) of your Account Value currently allocated to the AST Investment Grade Bond Sub-account will be transferred to your Permitted Sub-accounts, such that after the transfer, 90% of your Account Value on the date of the transfer is in the AST Investment Grade Bond Sub-account. The transfer to the Permitted Sub-accounts will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amounts of such additional transfer(s) will vary. If on the date this feature is elected 100% of your Account Value is allocated to the AST Investment Grade Bond Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts. While there are no assurances that future transfers will occur, it is possible that an additional transfer(s) to the permitted Sub-accounts could occur following the Valuation Day(s), and in some instances (based on the formula) the additional transfer(s) could be large.

Once the 90% cap rule is met, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

Important Consideration When Electing the New Formula:

■	At any given time, some, most or none of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.
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Please be aware that because of the way the 90% cap formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.

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If this feature is elected, any Account Value transferred to the Permitted Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending of the performance of the Permitted Sub-accounts you select.

HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT (HD 7 Plus)

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 7 Plus benefit.

Highest Daily Lifetime 7 Plus is no longer offered for new elections. If you elected Highest Daily Lifetime 7 Plus and subsequently terminate the benefit, you may elect any other living benefit, subject to our current rules. See “Election of and Designations under the Benefit” and “Termination of Existing Benefits and Election of New Benefits” below for details. Please note that if you terminate Highest Daily Lifetime 7 Plus and elect another available living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. The income benefit under Highest Daily Lifetime 7 Plus is based on a single “designated life” who is at least 45 years old on the date that the benefit was elected. The Highest Daily Lifetime 7 Plus Benefit was not available if you elected any other optional living benefit, although you may elect any optional death benefit other than the Highest Daily Value death benefit. As long as your Highest Daily Lifetime 7 Plus Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of the permitted investment options, see the “Investment Options” section in this prospectus.

Highest Daily Lifetime 7 Plus guarantees until the death of the single designated life (the Annuitant) the ability to withdraw an annual amount (the “Annual Income Amount”) equal to a percentage of an initial principal value (the “Protected Withdrawal Value”) regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life (“Lifetime Withdrawals”), provided that you have not made “excess withdrawals” that have resulted in your Account Value being reduced to zero. We also permit you to make a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. Highest Daily Lifetime 7 Plus may be appropriate if you intend to make periodic withdrawals from your Annuity,

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and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Highest Daily Lifetime 7 Plus. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Account Value falls to zero, if you take an excess withdrawal that brings your Account Value to zero, it is possible that your Annual Income Amount could also fall to zero. In that scenario, no further amount would be payable under the Highest Daily Lifetime 7 Plus benefit.

Key Feature – Protected Withdrawal Value

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the “Periodic Value” described in the next paragraphs.

The “Periodic Value” initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the “Current Valuation Day”), the Periodic Value is equal to the greater of:

(1)	the Periodic Value for the immediately preceding business day (the “Prior Valuation Day”) appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and
(2)	the Account Value.

If you have not made a Lifetime Withdrawal on or before the 10th, 20th, or 25th Anniversary of the effective date of the benefit, your Periodic Value on the 10th, 20th, or 25th Anniversary of the benefit effective date is equal to the greater of:

(1)	the Periodic Value described above or,
(2)	the sum of (a), (b) and (c) below (proportionally reduced for any Non-Lifetime Withdrawals):
(a)	200% (on the 10th anniversary), 400% (on the 20th anniversary) or 600% (on the 25th anniversary) of the Account Value on the effective date of the benefit;
(b)	200% (on the 10th anniversary), 400% (on the 20th anniversary) or 600% (on the 25th anniversary) of all adjusted purchase payments made within one year following the effective date of the benefit; and
(c)	all adjusted purchase payments made after one year following the effective date of the benefit.

If you elected Highest Daily Lifetime 7 Plus with Beneficiary Income Option (“BIO”) (see below), we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary of the effective date of the benefit (“Tenth Anniversary”). This means that under the Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20th and 25th Anniversary of the Benefit Effective Date.

On and after the date of your first Lifetime Withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent purchase payments, is reduced by withdrawals, including your first Lifetime Withdrawal (as described below), and may be increased if you qualify for a step-up (as described below).

Return of Principal Guarantee

If you have not made a Lifetime Withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

a)	your Account Value on the day that you elected Highest Daily Lifetime 7 Plus proportionally reduced for any Non-Lifetime Withdrawal; and
b)	the sum of each Purchase Payment proportionally reduced for any subsequent Non-Lifetime Withdrawal (including the amount of any associated Credits) you made during the one-year period after you elected the benefit.

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If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the AST Investment Grade Bond Sub-account), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. Because the amount is added to Account Value, it will also be subject to each charge under your Annuity based on Account Value. This potential addition to Account Value is available only if you have elected Highest Daily Lifetime 7 Plus and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal (other than a Non-Lifetime Withdrawal) prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee. The Return of Principal Guarantee is referred to as the Guaranteed Minimum Account Value Credit in the benefit rider.

Key Feature – Annual Income Amount under the Highest Daily Lifetime 7 Plus Benefit

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the Annuitant on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 45 – less than 59 1/2, 5% for ages 59 1/2-74, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older.

Under the Highest Daily Lifetime 7 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions are based on the actual amount of the withdrawal, including any CDSC that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.

You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.

Any Purchase Payment that you make subsequent to the election of Highest Daily Lifetime 7 Plus will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credits) based on the age of the Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 45 – less than 59 1/2, 5% for ages 59 1/2-74, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credits).

If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 7 Plus benefit.

Highest Daily Auto Step-Up

An automatic step-up feature (“Highest Daily Auto Step-Up”) is part of Highest Daily Lifetime 7 Plus. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Auto Step-Up starts with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are: 4% for ages 45 – less than 59  1/2, 5% for ages 59  1/2-74, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. All daily valuations and annual step-ups will only

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occur on a Valuation Day. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values that occurred on Valuation Days during the year. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime 7 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime 7 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

If you establish a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.

The Highest Daily Lifetime 7 Plus benefit does not affect your ability to make withdrawals under your Annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime 7 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years.

Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime 7 Plus benefit or any other fees and charges. Assume the following for all three examples:

■	The Issue Date is December 1, 2008
■	The Highest Daily Lifetime 7 Plus benefit is elected on March 5, 2009
■	The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime 7 Plus benefit.

Example of dollar-for-dollar reductions

On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the Annuitant is between the ages of 59 1/2 and 74 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

Example of proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 – reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

Here is the calculation:

Account Value before Lifetime Withdrawal	$118,000.00
Less amount of “non” excess withdrawal	$3,500.00
Account Value immediately before excess withdrawal of $1,500	$114,500.00
Excess withdrawal amount	$1,500.00
Divided by Account Value immediately before excess withdrawal	$114,500.00
Ratio	1.31%
Annual Income Amount	$6,000.00
Less ratio of 1.31%	$78.60
Annual Income Amount for future Annuity Years	$5,921.40

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Example of highest daily auto step-up

On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant’s age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (including the amount of any associated Credits).

Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the designated life is between 59  1/2 and 74 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments (including the amount of any associated Credits), is higher than $5,921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

Date*	Account value	Highest Daily Value (adjusted with withdrawal and Purchase Payments)**	Adjusted Annual Income Amount (5% of the Highest Daily Value)
November 25, 2009	$119,000.00	$119,000.00	$5,950.00
November 26, 2009		Thanksgiving Day
November 27, 2009	$113,000.00	$113,986.95	$5,699.35
November 30, 2009	$113,000.00	$113,986.95	$5,699.35
December 01, 2009	$119,000.00	$119,000.00	$5,950.00

*	In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.
**	In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
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The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.

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This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.

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The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year’s Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.

Non-Lifetime Withdrawal Feature

You may take a one-time non-lifetime withdrawal (“Non-Lifetime Withdrawal”) under Highest Daily Lifetime 7 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity’s Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see “Access to Account Value – Can I Surrender My Annuity for Its Value?”). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Highest Daily Lifetime 7 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Highest Daily Lifetime 7 Plus benefit. If you don’t elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect to take the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value and the Return of Principal guarantee. It will also proportionally reduce the Periodic Value guarantees on the tenth, twentieth and twenty-fifth anniversaries of the benefit effective date (see description in “Key Feature – Protected Withdrawal Value,” above). It will reduce all three by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.

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Example – Non-Lifetime Withdrawal (proportional reduction)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

Assume the following:

■	The Issue Date is December 1, 2008
■	The Highest Daily Lifetime 7 Plus benefit is elected on March 5, 2009
■	The Account Value at benefit election was $105,000
■	The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime 7 Plus benefit.
■	No previous withdrawals have been taken under the Highest Daily Lifetime 7 Plus benefit.

On May 2, 2009, the Protected Withdrawal Value is $125,000, the 10th benefit year minimum Periodic Value guarantee is $210,000, the 10th benefit year Return of Principal guarantee is $105,000, the 20th benefit year minimum Periodic Value guarantee is $420,000, the 25th benefit year minimum Periodic Value guarantee is $630,000 and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on May 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Highest Daily Lifetime 7 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

Here is the calculation:

Withdrawal Amount divided by	$15,000
Account Value before withdrawal	$120,000
Equals ratio	12.5%
All guarantees will be reduced by the above ratio (12.5%)
Protected Withdrawal Value	$109,375
10th benefit year Return of Principal	$91,875
10th benefit year Minimum Periodic Value	$183,750
20th benefit year Minimum Periodic Value	$367,500
25th benefit year Minimum Periodic Value	$551,250

Required Minimum Distributions

Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Any withdrawal you take that exceeds the Annual Income Amount in Annuity Years that your required minimum distribution amount is not greater than the Annual Income Amount will be treated as an Excess Withdrawal under the benefit. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered an excess withdrawal. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar by dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as an excess withdrawal.

Example – required minimum distributions

The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.

Annual Income Amount = $5,000

Remaining Annual Income Amount = $3,000

Required Minimum Distribution = $6,000

The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000. ($3,000 + ($6,000 – $5,000) = $4,000).

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If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all of the guarantees associated with the Highest Daily Lifetime 7 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000), without being treated as an Excess Withdrawal is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.

Benefits Under Highest Daily Lifetime 7 Plus

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To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount or as a result of the fee that we assess for Highest Daily Lifetime 7 Plus, and amounts are still payable under Highest Daily Lifetime 7 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. If you have not begun taking Lifetime Withdrawals and your Account Value is reduced to zero as a result of the fee we assess for Highest Daily Lifetime 7 Plus, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the Account Value was reduced to zero and Lifetime Withdrawals will begin on the next Annuity anniversary. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in these scenarios, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Highest Daily Lifetime 7 Plus benefit terminates, and no additional payments are made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the Designated Life.

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If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any Annuity option available; or
(2)	request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. If this option is elected, the Annual Income Amount will not increase after annuity payments have begun. We will make payments until the death of the single Designated Life. We must receive your request in a form acceptable to us at our office.

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In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

(1)	the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and
(2)	the Account Value.

■	If no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.
■	Please note that payments that we make under this benefit after the Annuity Anniversary coinciding with or next following the annuitant’s 95th birthday will be treated as annuity payments.

Other Important Considerations

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Withdrawals under the Highest Daily Lifetime 7 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount.

■	Withdrawals made while the Highest Daily Lifetime 7 Plus Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity.
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You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime 7 Plus benefit. The Highest Daily Lifetime 7 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to our rules regarding time and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

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You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

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■	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.
■	Upon inception of the benefit and to maintain the benefit, 100% of your Account Value must have been allocated to the Permitted Sub-accounts.
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You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (see description below) if you elect this benefit. A summary description of the AST Investment Grade Bond Portfolio appears within the prospectus section entitled “What Are The Investment Objectives and Policies of The Portfolios?”. You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

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Transfers to and from the elected Sub-accounts and the AST Investment Grade Bond Portfolio Sub-account triggered by the Highest Daily Lifetime 7 Plus mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

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You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Highest Daily Lifetime 7 Plus benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfer of Account Value and allocation of additional purchase payments may be subject to new investment limitations.

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The maximum charge for Highest Daily Lifetime 7 Plus is 1.50% annually of the greater of Account Value and the Protected Withdrawal Value (PWV). The current charge is 0.75% annually of the greater of Account Value and the Protected Withdrawal Value. We deduct this fee on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.1875% of the greater of the prior day’s Account Value or the prior day’s Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Portfolio Sub-account and from the DCA Fixed Rate Option (if applicable). Since this fee is based on the greater of the Account Value or the Protected Withdrawal Value, the fee for Highest Daily Lifetime 7 Plus may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the Account Value at the benefit quarter, we will charge the remainder of the Account Value for the benefit and continue the benefit as described above. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

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The Basic Death Benefit will terminate if withdrawals taken under Highest Daily Lifetime 7 Plus cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under Highest Daily Lifetime 7 Plus cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

Election of and Designations under the Benefit

We no longer permit new elections of Highest Daily Lifetime 7 Plus. For Highest Daily Lifetime 7 Plus, there must have been either a single Owner who is the same as the Annuitant, or if the Annuity is entity owned, there must have been a single natural person Annuitant. In either case, the Annuitant must have been at least 45 years old.

Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime 7 Plus. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime 7 Plus, except if (a) the new Owner has the same taxpayer identification number as the previous owner, (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or (c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines. Please note that if you terminate a living benefit such as Highest Daily Lifetime 7 Plus and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. We reserve the right to waive, change and/or further limit the election frequency in the future.

Termination of the Benefit

You may terminate Highest Daily Lifetime 7 Plus at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates: (i) upon your termination of the benefit, (ii) upon your surrender of the Annuity, (iii) upon your election to begin receiving annuity payments (although if you have elected to receive the Annual Income Amount in the form of Annuity payments, we will continue to pay the Annual Income Amount), (iv) upon our receipt of due proof of the death of the Annuitant, (v) if both the Account Value and Annual Income Amount equal zero, or (vi) if you cease to meet our requirements as described in “Election of and Designations under the Benefit”.

Upon termination of Highest Daily Lifetime 7 Plus other than upon the death of the Annuitant, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options).

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If a surviving spouse elects to continue the Annuity, the Highest Daily Lifetime 7 Plus benefit terminates. The spouse may elect the benefit subject to the restrictions discussed above.

How Highest Daily Lifetime 7 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account

As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you elect Highest Daily Lifetime 7 Plus. For purposes of this benefit, we refer to those permitted investment options as the “Permitted Sub-accounts”.

An integral part of Highest Daily Lifetime 7 Plus is the pre-determined mathematical formula used to transfer Account Value between the Permitted Sub-Accounts and a specified bond fund within the Advanced Series Trust (the “AST Investment Grade Bond Sub-Account”). The AST Investment Grade Bond Sub-account is available only with this benefit, and thus you may not allocate purchase payments to or make transfers to or from the AST Investment Grade Bond Sub-account. The formula monitors your Account Value daily and, if dictated by the formula, systematically transfers amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account. The formula is set forth in Appendix H.

Speaking generally, the formula, which is applied each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. Note that 5% is used in the formula, irrespective of the Annuitant’s attained age. Then it produces an estimate of the total amount targeted in our allocation model, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the “Target Value” or “L”. If you have already made a withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent purchase payments (and associated purchase credits), and any excess withdrawals. Next, the formula subtracts from the Target Value the amount held within the AST Investment Grade Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the AST Investment Grade Bond Sub-account, is called the “Target Ratio” or “r”. If, on each of three consecutive Valuation Days, the Target Ratio is greater than 83% but less than or equal to 84.5%, the formula will, on such third Valuation Day, make a transfer from the Permitted Sub-accounts in which you are invested (subject to the 90% cap feature) to the AST Investment Grade Bond Sub-account. Once a transfer is made, the three consecutive Valuation Days begin again. If, however, on any Valuation Day, the Target Ratio is above 84.5%, it will make a transfer from the Permitted Sub-accounts (subject to the 90% cap) to the AST Investment Grade Bond Sub-account (as described above). If the Target Ratio falls below 78% on any Valuation Day, then a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts will occur.

The formula will not execute a transfer to the AST Investment Grade Bond Sub-account that results in more than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account (“90% cap”). Thus, on any Valuation Day, if the formula would require a transfer to the AST Investment Grade Bond Sub-account that would result in more than 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account will be transferred. Additionally, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST Investment Grade Bond Sub-account that results in greater than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST Investment Grade Bond Sub-account and your allocations in the permitted sub-accounts you have selected, your Account Value could be more than 90% invested in the AST Investment Grade Bond Sub-account.

If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST Investment Grade Bond Sub-account at least until there is first a transfer out of the AST Investment Grade Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST Investment Grade Bond Sub-account, and the formula will still not transfer any of your Account Value to the AST Investment Grade Bond Sub-account (at least until there is first a transfer out of the AST Investment Grade Bond Sub-account). For example,

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March 19, 2009 – a transfer is made to the AST Investment Grade Bond Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST Investment Grade Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

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March 20, 2009 – you make an additional purchase payment of $10,000. No transfers have been made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.

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On March 20, 2009 (and at least until first a transfer is made out of the AST Investment Grade Bond Sub-account under the formula) – the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST Investment Grade Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the AST Investment Grade Bond Sub-account).

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Once there is a transfer out of the AST Investment Grade Bond Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account as dictated by the formula.

As you can glean from the formula, poor or flat investment performance of your Account Value may result in a transfer of a portion of your Account Value in the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account because such poor investment performance will tend to increase the Target Ratio. Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. Once you elect Highest Daily Lifetime 7 Plus, the values we use to compare to the Target Ratio will be fixed.

Additionally, on each monthly Annuity Anniversary (if the monthly Annuity Anniversary does not fall on a Valuation Day, the next Valuation Day will be used), following all of the above described daily calculations, a transfer may be made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts. Any such transfer will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options). This transfer will automatically occur provided that the Target Ratio, as described above, would be less than 83% after the transfer. The formula will not execute a transfer if the Target Ratio after this transfer would occur would be greater than or equal to 83%.

The amount of the transfer will be equal to the lesser of:

a)	The total value of all your Account Value in the AST Investment Grade Bond Sub-account, or
b)	An amount equal to 5% of your total Account Value.

While you are not notified when your Annuity reaches a transfer trigger under the formula, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the AST Investment Grade Bond Sub-account. The formula by which the transfer operates is designed primarily to mitigate some of the financial risks that we incur in providing the guarantee under Highest Daily Lifetime 7 Plus. Depending on the results of the calculations of the formula, we may, on any Valuation Day:

■	Not make any transfer between the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account; or
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If a portion of your Account Value was previously allocated to the AST Investment Grade Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options); or

■	Transfer a portion of your Account Value in the Permitted Sub-accounts pro rata to the AST Investment Grade Bond Sub-account.

At any given time, some, most or none of your Account Value will be allocated to the AST Investment Grade Bond Sub-account, as dictated by the formula.

Prior to the first Lifetime Withdrawal, the primary driver of transfers to the AST Investment Grade Bond Sub-account is difference between your Account Value and your Protected Withdrawal Value. If none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, then over time the formula permits an increasing difference between the Account Value and the Protected Withdrawal Value before a transfer to the AST Investment Grade Bond Sub-account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, the smaller the difference between the Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the AST Investment Grade Bond Sub-account.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST Investment Grade Bond Sub-account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

■	The difference between your Account Value and your Protected Withdrawal Value;
■	The amount of time Highest Daily Lifetime 7 Plus has been in effect on your Annuity;
■	The amount allocated to and the performance of the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account;
■	Any additional Purchase Payments you make to your Annuity (while the benefit is in effect) and;
■	Any withdrawals you take from your Annuity (while the benefit is in effect).

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Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the AST Investment Grade Bond Sub-account or to the Permitted Sub-accounts, the greater the impact performance of those investments have on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the AST Investment Grade Bond Sub-account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.

If you make additional Purchase Payments to your Annuity, they will be allocated in accordance with your Annuity. Once allocated, they will also be subject to the formula described above and therefore may be transferred to the AST Investment Grade Bond Sub-account, if dictated by the formula and subject to the 90% cap feature.

Any Account Value in the AST Investment Grade Bond Sub-account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the AST Investment Grade Bond Sub-account.

Additional Tax Considerations

If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts. Please note that any withdrawal (except the Non-Lifetime Withdrawal) you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under “Key Feature – Protected Withdrawal Value”.

As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Highest Daily Lifetime 7 Plus through a non-qualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note all Non-lifetime Withdrawal provisions will apply.

Highest Daily Lifetime 7 Plus with Beneficiary Income OptionSM

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 7 Plus with Beneficiary Income Option.

We previously offered an optional death benefit feature under Highest Daily Lifetime 7 Plus, the amount of which is linked to your Annual Income Amount. We refer to this optional death benefit as the Beneficiary Income Option or BIO. Highest Daily Lifetime 7 Plus with BIO is no longer available for new elections. Please note that if you terminate Highest Daily Lifetime 7 Plus with BIO and elect any other available living benefit you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. As long as your Highest Daily Lifetime 7 Plus with Beneficiary Income Option is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. This benefit could be elected, provided that all owners and beneficiaries are natural persons or an agent acting for a natural person.

If you elected this death benefit, you could not elect any other optional benefit. You could have elected the Beneficiary Income Option death benefit so long as the Annuitant is no older than age 75 at the time of election and meet the Highest Daily Lifetime 7 Plus age requirements. For purposes of this optional death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Highest Daily Lifetime 7 Plus itself. However, we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary Date. This means that under the Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20th and 25th Anniversary of the Benefit Effective Date. If you choose the Highest Daily Lifetime 7 Plus with BIO, the maximum charge is 2.00% of the greater of Account Value and the Protected Withdrawal Value (“PWV”) annually. The current charge is 1.10% annually of the greater of the Account Value and the PWV. We

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deduct this charge on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.275% of the greater of the prior day’s Account Value or the prior day’s Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Sub-account, and from the DCA Fixed Rate Option (if applicable). Because the fee for this benefit is based on the greater of the Account Value or the Protected Withdrawal Value, the fee for Highest Daily Lifetime 7 Plus with the Beneficiary Income Option may be greater than it would have been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero and, continue the benefit as described below.

Upon a death that triggers payment of a death benefit under the Annuity, we identify the following amounts: (a) the amount of the basic death benefit under the Annuity, (b) the Protected Withdrawal Value, and (c) the Annual Income Amount. If there were no Lifetime Withdrawals prior to the date of death, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death, and we calculate the Annual Income Amount as if there were a withdrawal on the date of death. If there were Lifetime Withdrawals prior to the date of death, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.

If there is one beneficiary, he/she must choose to receive either the basic death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of periodic payments of the Annual Income Amount – such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Each beneficiary can choose to take his/her portion of either (a) the basic death benefit, or (b) the Beneficiary Income Option death benefit. In order to receive the Beneficiary Income Option death benefit, each beneficiary’s share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary’s death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.

Here is an example to illustrate how the death benefit may be paid:

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Assume that (i) the basic death benefit is $50,000, the Protected Withdrawal Value is $100,000, and the Annual Income Amount is $5,000; (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.

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Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value). The pro-rated portion of the Annual Income Amount, equal to $3,750 annually (i.e., the first beneficiary’s 75% share multiplied by $5,000), is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary’s 75% share of the $100,000 Protected Withdrawal Value). The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).

If you elect to terminate Highest Daily Lifetime 7 Plus with Beneficiary Income Option, both Highest Daily Lifetime 7 Plus and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Highest Daily Lifetime 7 Plus with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the “Election of and Designations under the Benefit” section above.

Highest Daily Lifetime 7 Plus with Lifetime Income AcceleratorSM

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator.

In the past, we offered a version of Highest Daily Lifetime 7 Plus called Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator (“Highest Daily Lifetime 7 Plus with LIA”). You could choose Highest Daily Lifetime 7 Plus with or without also electing LIA, however you could not elect LIA without Highest Daily Lifetime 7 Plus and you could elect the LIA benefit at the time you elect Highest Daily Lifetime 7 Plus. Please note that if you terminate Highest Daily Lifetime 7 Plus with LIA and elect any other available living benefit you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. If you elected this benefit, you may not have elected any other optional benefit. As long as your Highest Daily Lifetime 7 Plus with LIA benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. The income benefit under Highest Daily Lifetime 7 Plus with LIA is based on a single “designated life” who was between the ages of 45 and 75 on the date that the benefit is elected. All terms and conditions of Highest Daily Lifetime 7 Plus apply to this version of the benefit, except as described herein.

Highest Daily Lifetime 7 Plus with LIA is not long-term care insurance and should not be purchased as a substitute for long-term care insurance. The income you receive through the Lifetime Income Accelerator may be used for any purpose, and it may or may not be

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sufficient to address expenses you may incur for long-term care. You should seek professional advice to determine your financial needs for long-term care.

Highest Daily Lifetime 7 Plus with LIA guarantees, until the death of the single designated life, the ability to withdraw an amount equal to double the Annual Income Amount (which we refer to as the “LIA Amount”) if you meet the conditions set forth below. If you choose the Highest Daily Lifetime 7 Plus with LIA, the maximum charge is 2.00% of the greater of Account Value and the Protected Withdrawal Value (“PWV”) annually. The current charge is 1.10% annually of the greater of Account Value and the PWV. We deduct this charge on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.275% of the greater of the prior day’s Account Value, or the prior day’s Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Sub-account, and from the DCA Fixed Rate Option (if applicable). Since this fee is based on the greater of Account Value or the Protected Withdrawal Value, the fee for Highest Daily Lifetime 7 Plus with LIA may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described below.

If this benefit is being elected on an Annuity held as a 403(b) plan, then in addition to meeting the eligibility requirements listed below for the LIA Amount you must separately qualify for distributions from the 403(b) plan itself.

Eligibility Requirements for LIA Amount. Both a waiting period of 36 months from the benefit effective date, and an elimination period of 120 days from the date of notification that one or both of the requirements described immediately below have been met, apply before you can become eligible for the LIA Amount. Assuming the 36 month waiting period has been met and we have received the notification referenced in the immediately preceding sentence, the LIA amount would be available for withdrawal on the Valuation Day immediately after the 120th day. The waiting period and the elimination period may run concurrently. In addition to satisfying the waiting and elimination period, at least one of the following requirements (“LIA conditions”) must be met.

(1)	The designated life is confined to a qualified nursing facility. A qualified nursing facility is a facility operated pursuant to law or any state licensed facility providing medically necessary in-patient care which is prescribed by a licensed physician in writing and based on physical limitations which prohibit daily living in a non-institutional setting.
(2)	The designated life is unable to perform two or more basic abilities of caring for oneself or “activities of daily living.” We define these basic abilities as:

i.	Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.
ii.	Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.
iii.	Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower.
iv.	Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.
v.	Transferring: Moving into or out of a bed, chair or wheelchair.
vi.	Continence: Maintaining control of bowel or bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform personal hygiene (including caring for catheter or colostomy bag).

You must notify us when the LIA conditions have been met. If, when we receive such notification, there are more than 120 days remaining until the end of the waiting period described above, you will not be eligible for the LIA Amount. If there are 120 days or less remaining until the end of the waiting period when we receive notification that the LIA conditions are met, we will determine eligibility for the LIA Amount through our then current administrative process, which may include, but is not limited to, documentation verifying the LIA conditions and/or an assessment by a third party of our choice. Such assessment may be in person and we will assume any costs associated with the aforementioned assessment. Once eligibility is determined, the LIA Amount is equal to double the Annual Income Amount as described above under the Highest Daily Lifetime 7 Plus benefit.

Additionally, once eligibility is determined, we will reassess your eligibility on an annual basis although your LIA benefit for the year that immediately precedes our reassessment will not be affected if it is determined that you are no longer eligible. Your first reassessment may occur in the same year as your initial assessment. If we determine that you are no longer eligible to receive the LIA Amount, the Annual Income Amount would replace the LIA Amount on the next Annuity Anniversary (the “ineligibility effective date”). However, 1) if you were receiving income through a systematic withdrawal program that was based on your LIA Amount; 2) you subsequently become ineligible to receive your LIA Amount, and 3) we do not receive new withdrawal instructions from you prior to the ineligibility effective date, we will cancel such systematic withdrawal program on the ineligibility effective date. You will be notified of your subsequent ineligibility and the date systematic withdrawal payments will stop before either occur. If any existing systematic withdrawal program is canceled, you must enroll in a new systematic withdrawal program if you wish to receive income on a systematic basis. You may establish a new or make changes to any existing systematic withdrawal program at any time by contacting our Annuity Service Office. There is no limit on the number of times you can become eligible for the LIA Amount, however, each time would require the completion of the 120-day elimination period, notification that the designated life meets the

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LIA conditions, and determination, through our then current administrative process, that you are eligible for the LIA Amount, each as described above.

LIA amount at the first Lifetime Withdrawal. If your first Lifetime Withdrawal subsequent to election of Highest Daily Lifetime 7 Plus with LIA occurs while you are eligible for the LIA Amount, the available LIA Amount is equal to double the Annual Income Amount.

LIA amount after the first Lifetime Withdrawal. If you become eligible for the LIA Amount after you have taken your first Lifetime Withdrawal, the available LIA amount for the current and subsequent Annuity Years is equal to double the then current Annual Income Amount, however the available LIA amount in the current Annuity Year is reduced by any Lifetime Withdrawals that have been taken in the current Annuity Year. Cumulative Lifetime Withdrawals in an Annuity Year which are less than or equal to the LIA Amount (when eligible for the LIA amount) will not reduce your LIA Amount in subsequent Annuity Years, but any such withdrawals will reduce the LIA Amount on a dollar-for-dollar basis in that Annuity Year.

Withdrawals In Excess of the LIA amount. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the LIA Amount when you are eligible (“Excess Withdrawal”), your LIA Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the excess portion of the withdrawal to the Account Value immediately prior to the Excess Withdrawal. Reductions include the actual amount of the withdrawal, including any CDSC that may apply. Withdrawals of any amount (excluding the Non-Lifetime Withdrawal) up to and including the LIA Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Excess Withdrawals will reduce the Protected Withdrawal Value by the same ratio as the reduction to the LIA Amount. Any withdrawals that are less than or equal to the LIA amount (when eligible) but in excess of the free withdrawal amount available under this Annuity will not incur a CDSC.

Withdrawals are not required. However, subsequent to the first Lifetime Withdrawal, the LIA Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the LIA Amount.

Purchase Payments. If you are eligible for the LIA Amount as described under “Eligibility Requirements for LIA Amount” and you make an additional Purchase Payment, we will increase your LIA Amount by double the amount we add to your Annual Income Amount.

Step Ups. If your Annual Income Amount is stepped up, your LIA Amount will be stepped up to equal double the stepped up Annual Income Amount.

Guarantee Payments. If your Account Value is reduced to zero as a result of cumulative withdrawals that are equal to or less than the LIA Amount when you are eligible, or as a result of the fee that we assess for Highest Daily Lifetime 7 Plus with LIA, and there is still a LIA Amount available, we will make an additional payment for that Annuity Year equal to the remaining LIA Amount. If you have not begun taking Lifetime Withdrawals and your Account Value is reduced to zero as a result of the fee we assess for Highest Daily Lifetime 7 Plus with LIA, we will calculate the Annual Income Amount and any LIA amount if you are eligible, as if you made your first Lifetime Withdrawal on the date the Account Value was reduced to zero and Lifetime Withdrawals will begin on the next Annuity Anniversary. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in these scenarios, the remaining LIA Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the LIA Amount as described in this section. We will make payments until the death of the single designated life. Should the designated life no longer qualify for the LIA amount (as described under “Eligibility Requirements for LIA Amount” above), the Annual Income Amount would continue to be available. Subsequent eligibility for the LIA Amount would require the completion of the 120 day elimination period as well as meeting the LIA conditions listed above under “Eligibility Requirements for LIA Amount”. To the extent that cumulative withdrawals in the current Annuity Year that reduce your Account Value to zero are more than the LIA Amount (except in the case of required minimum distributions), Highest Daily Lifetime 7 Plus with LIA terminates, and no additional payments are permitted.

Annuity Options. In addition to the Highest Daily Lifetime 7 Plus Annuity Options described above, after the Tenth Anniversary you may also request that we make annuity payments each year equal to the Annual Income Amount. In any year that you are eligible for the LIA Amount, we make annuity payments equal to the LIA Amount. If you would receive a greater payment by applying your Account Value to receive payments for life under your Annuity, we will pay the greater amount. Annuitization prior to the Tenth Anniversary will forfeit any present or future LIA amounts. We will continue to make payments until the death of the Designated Life. If this option is elected, the Annual Income Amount and LIA Amount will not increase after annuity payments have begun.

If you elect Highest Daily Lifetime 7 Plus with LIA, and never meet the eligibility requirements you will not receive any additional payments based on the LIA Amount.

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SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT (SHD7 Plus)

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime 7 Plus benefit.

Spousal Highest Daily Lifetime 7 Plus is the spousal version of Highest Daily Lifetime 7 Plus. We no longer offer Spousal Highest Daily Lifetime 7 Plus. If you elected Spousal Highest Daily Lifetime 7 Plus and subsequently terminate the benefit, you may elect another available living benefit, subject to our current rules. See “Termination of Existing Benefits and Election New Benefits”. Please note that if you terminate Spousal Highest Daily Lifetime 7 Plus and elect another benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. Spousal Highest Daily Lifetime 7 Plus could have been elected based on two Designated Lives, as described below. The youngest Designated Life must have been at least 50 years old and the oldest Designated Life must have been at least 55 years old when the benefit was elected. Spousal Highest Daily Lifetime 7 Plus is not available if you elected any other optional benefit. As long as your Spousal Highest Daily Lifetime 7 Plus Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of permitted investment options, see the “Investment Options” section in this prospectus.

We previously offered a benefit that guarantees until the later death of two natural persons who are each other’s spouses at the time of election of the benefit and at the first death of one of them (the “Designated Lives”, and each, a “Designated Life”) the ability to withdraw an annual amount (the “Annual Income Amount”) equal to a percentage of an initial principal value (the “Protected Withdrawal Value”) regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the lives of the Designated Lives (“Lifetime Withdrawals”) provided you have not made “excess withdrawals” that have resulted in your Account Value being reduced to zero. We also permit a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Highest Daily Lifetime 7 Plus benefit after the death of the first spouse. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Spousal Highest Daily Lifetime 7 Plus. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Account Value falls to zero, if you take an excess withdrawal that brings your Account Value to zero, it is possible that your Annual Income Amount could also fall to zero. In that scenario, no further amount would be payable under Spousal Highest Daily Lifetime 7 Plus.

Key Feature – Protected Withdrawal Value

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the “Periodic Value” described in the next paragraph.

The “Periodic Value” initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the “Current Valuation Day”), the Periodic Value is equal to the greater of:

(1)	the Periodic Value for the immediately preceding business day (the “Prior Valuation Day”) appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and
(2)	the Account Value.

If you have not made a Lifetime Withdrawal on or before the 10th, 20th, or 25th Anniversary of the effective date of the benefit, your Periodic Value on the 10th, 20th, or 25th Anniversary of the benefit effective date is equal to the greater of:

(1)	the Periodic Value described above or,
(2)	the sum of (a), (b) and (c) (proportionally reduced for any Non-Lifetime Withdrawal):
(a)	200% (on the 10th anniversary), 400% (on the 20th anniversary) or 600% (on the 25th anniversary) of the Account Value on the effective date of the benefit;

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(b)	200% (on the 10th anniversary), 400% (on the 20th anniversary) or 600% (on the 25th anniversary) of all adjusted purchase payments made within one year following the effective date of the benefit; and
(c)	All adjusted purchase payments made after one year following the effective date of the benefit.

If you elect Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option (“BIO”) (see below), we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary of the effective date of the benefit (“Tenth Anniversary”). This means that under the Spousal Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20th and 25th Anniversary of the Benefit Effective Date.

On and after the date of your first Lifetime Withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent purchase payments, is reduced by withdrawals, including your first Lifetime Withdrawal (as described below), and may be increased if you qualify for a step-up (as described below).

Return of Principal Guarantee

If you have not made a Lifetime Withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

a)	your Account Value on the day that you elected Spousal Highest Daily Lifetime 7 Plus proportionally reduced for any Non-Lifetime Withdrawal; and
b)	the sum of each Purchase Payment proportionally reduced for any subsequent Non-Lifetime Withdrawal (including the amount of any associated Credits) you made during the one-year period after you elected the benefit.

If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the AST Investment Grade Bond Sub-account used with this benefit), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. Because the amount is added to your Account Value, it will also be subject to each charge under your Annuity based on Account Value. This potential addition to Account Value is available only if you have elected Spousal Highest Daily Lifetime 7 Plus and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal, including a required minimum distribution, (other than a Non-Lifetime Withdrawal) prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee. The Return of Principal Guarantee is referred to as the Guaranteed Minimum Account Value Credit in the benefit rider.

Key Feature – Annual Income Amount under the Spousal Highest Daily Lifetime 7 Plus Benefit

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the youngest Designated Life on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 50 – less than 59 1/2, 5% for ages 59 1/2 – 79, 6% for ages 80 to 84, 7% for ages 85 to 89, and 8% for ages 90 and older. We use the age of the youngest Designated Life even if that Designated Life is no longer a participant under the Annuity due to death or divorce.

Under the Spousal Highest Daily Lifetime 7 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount for any Annuity Year (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions are based on the actual amount of the withdrawal, including any CDSC that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.

You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.

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Any Purchase Payment that you make subsequent to the election of Spousal Highest Daily Lifetime 7 Plus will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credit) based on the age of the younger Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 50 – less than 59 1/2, 5% for ages 59 1/2 – 79, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older), and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credit).

If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime 7 Plus benefit.

Highest Daily Auto Step-Up

An automatic step-up feature (“Highest Daily Auto Step-Up”) is part of this benefit. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Step-Up starts with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the youngest Designated Life on the Annuity Anniversary as of which the step-up would occur. The percentages are 4% for ages 50 – less than 59 1/2, 5% for ages 59  1/2 – 79, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary by performing a similar examination of the Account Values that occurred on Valuation Days during the year. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime 7 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime 7 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

If you establish a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.

The Spousal Highest Daily Lifetime 7 Plus benefit does not affect your ability to make withdrawals under your Annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime 7 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.

Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime 7 Plus benefit or any other fees and charges. Assume the following for all three examples:

■	The Issue Date is December 1, 2008
■	The Spousal Highest Daily Lifetime 7 Plus benefit is elected on March 5, 2009
■	The younger Designated Life was 70 years old when he/she elected the Spousal Highest Daily Lifetime 7 Plus benefit.

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Example of dollar-for-dollar reductions

On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the youngest designated life is between the ages of 59  1/2 and 79 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

Example of proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 – reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

Here is the calculation:

Account Value before Lifetime Withdrawal	$118,000.00
Less amount of “non” excess withdrawal	$3,500.00
Account Value immediately before excess withdrawal of $1,500	$114,500.00
Excess withdrawal amount	$1,500.00
Divided by Account Value immediately before excess withdrawal	$114,500.00
Ratio	1.31%
Annual Income Amount	$6,000.00
Less ratio of 1.31%	$78.60
Annual Income Amount for future Annuity Years	$5,921.40

Example of highest daily auto step-up

On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the youngest Designated Life’s age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (including the amount of any associated Credits).

Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the youngest Designated Life is between 59 1/2 and 79 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments (including credits), is higher than $5921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

Date*	Account value	Highest Daily Value (adjusted with withdrawal and purchase payments)**	Adjusted Annual Income Amount (5% of the Highest Daily Value)
November 25, 2009	$119,000.00	$119,000.00	$5,950.00
November 26, 2009		Thanksgiving Day
November 27, 2009	$113,000.00	$113,986.95	$5,699.35
November 30, 2009	$113,000.00	$113,986.95	$5,699.35
December 01, 2009	$119,000.00	$119,000.00	$5,950.00

*	In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.
**	In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
■

The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.

■

This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.

■

The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

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In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year’s Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.

Non-Lifetime Withdrawal Feature

You may take a one-time non-lifetime withdrawal (“Non-Lifetime Withdrawal”) under Spousal Highest Daily Lifetime 7 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity’s Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see “Access to Account Value – Can I Surrender My Annuity for Its Value?”). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Spousal Highest Daily Lifetime 7 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Spousal Highest Daily Lifetime 7 Plus benefit. If you don’t elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value and the Return of Principal guarantee. It will also proportionally reduce the Periodic Value guarantees on the tenth, twentieth and twenty-fifth anniversaries of the benefit effective date (see description in “Key Feature – Protected Withdrawal Value,” above). It will reduce all three by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the time of the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.

Example – Non-Lifetime Withdrawal (proportional reduction)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

Assume the following:

■	The Issue Date is December 1, 2008
■	The Spousal Highest Daily Lifetime 7 Plus benefit is elected on March 5, 2009
■	The Account Value at benefit election was $105,000
■	The younger Designated Life was 70 years old when he/she elected the Spousal Highest Daily Lifetime 7 Plus benefit.
■	No previous withdrawals have been taken under the Spousal Highest Daily Lifetime 7 Plus benefit.

On May 2, 2009, the Protected Withdrawal Value is $125,000, the 10th benefit year minimum Periodic Value guarantee is $210,000, the 10th benefit year Return of Principal guarantee is $105,000, the 20th benefit year minimum Periodic Value guarantee is $420,000, the 25th benefit year minimum Periodic Value guarantee is $630,000 and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on May 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Spousal Highest Daily Lifetime 7 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

Here is the calculation:

Withdrawal Amount divided by	$15,000
Account Value before withdrawal	$120,000
Equals ratio	12.5%
All guarantees will be reduced by the above ratio (12.5%)
Protected Withdrawal Value	$109,375
10th benefit year Return of Principal	$91,875
10th benefit year Minimum Periodic Value	$183,750
20th benefit year Minimum Periodic Value	$367,500
25th benefit year Minimum Periodic Value	$551,250

Required Minimum Distributions

Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual

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Income Amount. Any withdrawal you take that exceeds the Annual Income Amount in Annuity Years that your required minimum distribution amount is not greater than the Annual Income Amount will be treated as an Excess Withdrawal under the benefit. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered an excess withdrawal. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar for dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as an excess withdrawal.

Example – required minimum distributions

The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.

Annual Income Amount = $5,000

Remaining Annual Income Amount = $3,000

Required Minimum Distribution = $6,000

The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000. ($3,000 + ($6,000 – $5,000) = $4,000).

If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all guarantees associated with the Spousal Highest Daily Lifetime 7 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000) without being treated as an Excess Withdrawal is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.

Benefits Under Spousal Highest Daily Lifetime 7 Plus

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To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are equal to or less than the Annual Income Amount or as a result of the fee that we assess for Spousal Highest Daily Lifetime 7 Plus, and amounts are still payable under Spousal Highest Daily Lifetime 7 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. If you have not begun taking Lifetime Withdrawals and your Account Value is reduced to zero as a result of the fee we assess for Spousal Highest Daily Lifetime 7 Plus, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the Account Value was reduced to zero and Lifetime Withdrawals will begin on the next Annuity Anniversary. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in these scenarios, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Highest Daily Lifetime 7 Plus benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution under the Annuity the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the second Designated Life provided the Designated lives were spouses at the death of the first Designated Life.

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If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any Annuity option available; or
(2)	request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. If, due to death of a Designated Life or divorce prior to annuitization, only a single Designated Life remains, then Annuity payments will be made as a life annuity for the lifetime of the Designated Life. We must receive your request in a form acceptable to us at our office.

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In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

(1)	the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and
(2)	the Account Value.

■	If no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.
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Please note that payments that we make under this benefit after the Annuity Anniversary coinciding with or next following the older of the owner or Annuitant’s 95th birthday will be treated as annuity payments.

Other Important Considerations

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Withdrawals under the Spousal Highest Daily Lifetime 7 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount.

■	Withdrawals made while the Spousal Highest Daily Lifetime 7 Plus benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity.
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You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Highest Daily Lifetime 7 Plus benefit. The Spousal Highest Daily Lifetime 7 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to program rules regarding the timing and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

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You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

■	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.
■	Upon inception of the benefit and to maintain the benefit, 100% of your Account Value must have been allocated to the Permitted Sub-accounts.
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You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (as described below) if you elect this benefit. A summary description of the AST Investment Grade Bond Portfolio appears in the prospectus section entitled “What Are The Investment Objectives and Policies of The Portfolios?”. You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

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You can make withdrawals from your Annuity without purchasing the Spousal Highest Daily Lifetime 7 Plus benefit. The Spousal Highest Daily Lifetime 7 Plus benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

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Transfers to and from the elected Sub-accounts and the AST Investment Grade Bond Portfolio Sub-account triggered by the Spousal Highest Daily Lifetime 7 Plus pre-determined mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

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You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Highest Daily Lifetime 7 Plus benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfer of Account Value and allocation of additional purchase payments may be subject to new investment limitations.

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The maximum fee for Spousal Highest Daily Lifetime 7 Plus is 1.50% annually of the greater of Account Value and the Protected Withdrawal Value. The current fee for Spousal Highest Daily Lifetime 7 Plus is 0.90% annually of the greater of Account Value and the Protected Withdrawal Value. We deduct this fee on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.225% of the greater of the prior day’s Account Value, or the prior day’s Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Sub-account, and from the DCA Fixed Rate Option (if applicable). Since this fee is based on the greater of the Account Value and the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime 7 Plus may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the Account Value, we will reduce the Account Value to zero, and continue the benefit as described above. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

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The Basic Death Benefit will terminate if withdrawals taken under Spousal Highest Daily Lifetime 7 Plus cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under Spousal Highest Daily Lifetime 7 Plus cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

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Election of and Designations under the Benefit

We no longer permit new elections of Spousal Highest Daily Lifetime 7 Plus. Spousal Highest Daily Lifetime 7 Plus could only be elected based on two Designated Lives. Designated Lives must be natural persons who are each other’s spouses at the time of election of the benefit and at the death of the first of the Designated Lives to die. Spousal Highest Daily Lifetime 7 Plus only could be elected where the Owner, Annuitant, and Beneficiary designations are as follows:

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One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner’s spouse. The youngest Owner/Annuitant and the beneficiary must be at least 50 years old and the oldest must be at least 55 years old at the time of election; or

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Co-Annuity Owners, where the Owners are each other’s spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. The youngest Owner must be at least 50 years old and the oldest owner must be at least 55 years old at the time of election; or

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One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) (“Custodial Account”), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. The youngest of the Annuitant and the Contingent Annuitant must be at least 50 years old and the oldest must be at least 55 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows: (a) if one Owner dies and the surviving spousal Owner assumes the Annuity, or (b) if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary designations under this benefit. If the Designated Lives divorce, however, the Spousal Highest Daily Lifetime 7 Plus benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new Designated Life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

Spousal Highest Daily Lifetime 7 Plus could have been elected at the time that you purchased your Annuity or after the Issue Date, subject to our eligibility rules and restrictions. See “Termination of Existing Benefits and Election of New Benefits” below for information pertaining to elections, termination and re-election of benefits. Please note that if you terminate a living benefit and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. We reserve the right to waive, change and/or further limit the election frequency in the future.

Termination of the Benefit

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates: (i) if upon the death of the first Designated Life, the surviving Designated Life opts to take the death benefit under the Annuity (thus, the benefit does not terminate solely because of the death of the first Designated Life), (ii) upon the death of the second Designated Life, (iii) upon your termination of the benefit, (iv) upon your surrender of the Annuity, (v) upon your election to begin receiving annuity payments (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount), (vi) if both the Account Value and Annual Income Amount equal zero, or (vii) if you cease to meet our requirements as described in “Election of and Designations under the Benefit”.

Upon termination of Spousal Highest Daily Lifetime 7 Plus other than upon death of a Designated Life, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account (as defined below) to your variable investment options based on your existing allocation instructions or (in the absence of such instruction) pro rata (i.e. in the same proportion as the current balances in your variable investment options).

How Spousal Highest Daily Lifetime 7 Plus Transfers Account Value between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account

See “How Highest Daily Lifetime 7 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account” in this Prospectus for information regarding this component of the benefit.

Additional Tax Considerations

If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts. Please note that any withdrawal (except the

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Non-Lifetime Withdrawal) you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under “Key Feature – Protected Withdrawal Value”.

As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Spousal Highest Daily Lifetime 7 Plus through a non-qualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note all Non-lifetime Withdrawal provisions will apply.

Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income OptionSM

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option.

We previously offered an optional death benefit feature under Spousal Highest Daily Lifetime 7 Plus, the amount of which is linked to your Annual Income Amount. We refer to this optional death benefit as the Beneficiary Income Option or BIO. Spousal Highest Daily Lifetime 7 Plus with BIO is no longer available for new elections. You could choose Spousal Highest Daily Lifetime 7 Plus with or without also selecting the Beneficiary Income Option death benefit. However, you could not elect the Beneficiary Income Option without Spousal Highest Daily Lifetime 7 Plus and you could elect the Beneficiary Income Option death benefit at the time you elect Spousal Highest Daily Lifetime 7 Plus. Please note that if you terminate Spousal Highest Daily Lifetime 7 Plus with BIO and elect any available living benefit you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. As long as your Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit.

If you elected the Beneficiary Income Option death benefit, you could not elect any other optional benefit. You could elect the Beneficiary Income Option death benefit so long as each Designated Life is no older than age 75 at the time of election and the Spousal Highest Daily Lifetime 7 Plus age requirements are met. This death benefit is not transferable in the event of a divorce, nor may the benefit be split in accordance with any divorce proceedings or similar instrument of separation. If you choose the Spousal Highest Daily Lifetime 7 Plus with BIO, the maximum charge is 2.00% of the greater of Account Value and the Protected Withdrawal Value (“PWV”) annually. The current charge is 1.10% annually of the greater of Account Value and the PWV. We deduct this charge on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.275% of the greater of the prior day’s Account Value or the prior day’s Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts, including the AST Investment Grade Bond Sub-account, and from the DCA Fixed Rate Option (if applicable). Because the fee for this benefit is based on the greater of the Account Value or the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime 7 Plus with the Beneficiary Income Option may be greater than it would have been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described below.

For purposes of this optional death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Spousal Highest Daily Lifetime 7 Plus itself. However, we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary Date. This means that under the Spousal Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20th and 25th Anniversary of the Benefit Effective Date. Upon the first death of a Designated Life, no amount is payable under the Beneficiary Income Option death benefit. Upon the second death of a Designated Life, we identify the following amounts: (a) the amount of the basic death benefit under the Annuity, (b) the Protected Withdrawal Value (less any credits associated with purchase payments applied within 12 months prior to the date of death), and (c) the Annual Income Amount. If there were no Lifetime Withdrawals prior to the date of death of the second Designated Life, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death of the second Designated Life, and we calculate the Annual Income Amount as if there were a Lifetime Withdrawal on the date of death of the second Designated Life. If there were Lifetime Withdrawals prior to the date of death of the second Designated Life, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.

If there is one beneficiary, he/she must choose to receive either the basic death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of annual payments of the Annual Income Amount – such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Thus, each beneficiary can choose to take his/her portion of either (a) the basic Death Benefit, or (b) the Beneficiary Income Option death benefit. If chosen, for qualified Annuities, the Beneficiary Income Option death benefit payments must begin no

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later than December 31st of the year following the annuity owner’s date of death. For non-qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than one year after the owner’s date of death. In order to receive the Beneficiary Income Option Death Benefit, each beneficiary’s share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary’s death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.

Here is an example to illustrate how the death benefit may be paid:

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Assume that (i) the basic death benefit is $50,000, the Protected Withdrawal Value is $100,000, and the Annual Income Amount is $5,000; (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.

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Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value). The pro-rated portion of the Annual Income Amount equal to $3,750 (i.e., the first beneficiary’s 75% share multiplied by $5,000) is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary’s 75% share of the $100,000 Protected Withdrawal Value). The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).

If you elect to terminate Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option, both Spousal Highest Daily Lifetime 7 Plus and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the “Election of and Designations under the Benefit” section.

HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT (HD 6 Plus)

Effective September 14, 2012, Highest Daily Lifetime 6 Plus is no longer available for new elections and we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 6 Plus benefit.

We offer a benefit that guarantees until the death of the single designated life (the Annuitant) the ability to withdraw an annual amount (the “Annual Income Amount”) equal to a percentage of an initial value (the “Protected Withdrawal Value”) regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life (“Lifetime Withdrawals”), provided that you have not made withdrawals of excess income that have resulted in your Account Value being reduced to zero. We also permit you to make a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. Highest Daily Lifetime 6 Plus may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to take withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Highest Daily Lifetime 6 Plus is the mathematical formula we employ that may periodically transfer your Account Value to and from the AST Investment Grade Bond Sub-account. See the section below entitled “How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account.” Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

The income benefit under Highest Daily Lifetime 6 Plus currently is based on a single “designated life” who is at least 45 years old on the date that the benefit is acquired. The Highest Daily Lifetime 6 Plus Benefit is not available if you elect any other optional living benefit or the Highest Daily Value death benefit. As long as your Highest Daily Lifetime 6 Plus Benefit is in effect, you must allocate your Account Value in accordance with the permitted Sub-accounts and other investment option(s) available with this benefit. For a more detailed description of the permitted investment options, see the “Investment Options” section.

Highest Daily Lifetime 6 Plus also provides for a Death Benefit generally equal to three times your Annual Income Amount. The Death Benefit is not payable if your Account Value is reduced to zero as a result of withdrawals or if annuity payments are being made at the time of the decedent’s death. See Death Benefit Component of Highest Daily Lifetime 6 Plus, below.

Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Account Value falls to zero, if you take withdrawals of excess income that bring your Account Value to zero, your Annual Income Amount would also fall to zero, and the benefit would terminate. In that scenario, no further amount, including the Death Benefit described below, would be payable under the Highest Daily Lifetime 6 Plus benefit.

Currently, if you elect Highest Daily Lifetime 6 Plus and subsequently terminate the benefit, you may elect another living benefit, subject to our current rules. See “Election of and Designations under the Benefit” below and “Termination of Existing Benefits and Election of New Benefits” for details. Please note that if you terminate Highest Daily Lifetime 6 Plus and elect another living benefit,

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you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active.

Key Feature – Protected Withdrawal Value

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter, until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the “Periodic Value” described in the next paragraphs.

The “Periodic Value” initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the “Current Valuation Day”), the Periodic Value is equal to the greater of:

(1)	the Periodic Value for the immediately preceding business day (the “Prior Valuation Day”) appreciated at the daily equivalent of 6% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any purchase payment (including any associated purchase Credits) made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and
(2)	the Account Value on the current Valuation Day.

If you have not made a Lifetime Withdrawal on or before the 10th or 20th Anniversary of the effective date of the benefit, your Periodic Value on the 10th or 20th Anniversary of the benefit effective date is equal to the greater of:

(1)	the Periodic Value described above or,
(2)	the sum of (a), (b) and (c) below (proportionally reduced for any Non-Lifetime Withdrawals):

(a)	200% (on the 10th anniversary) or 400% (on the 20th anniversary) of the Account Value on the effective date of the benefit including any purchase payments (including any associated purchase Credits) made on that day;
(b)	200% (on the 10th anniversary) or 400% (on the 20th anniversary) of all purchase payments (including any associated purchase Credits) made within one year following the effective date of the benefit; and
(c)	all purchase payments (including any associated purchase Credits) made after one year following the effective date of the benefit.

Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Account Value upon any step-up, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals (see below).

Key Feature – Annual Income Amount under the Highest Daily Lifetime 6 Plus Benefit

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the Annuitant on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 45 – less than 59 1/2; 5% for ages 59 1/2-79, and 6% for ages 80 or older. Under the Highest Daily Lifetime 6 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). If you take withdrawals of Excess Income, only the portion of the Lifetime Withdrawal that exceeds the remaining Annual Income Amount will proportionally reduce your Protected Withdrawal Value and Annual Income Amount in future years. Reductions are based on the actual amount of the withdrawal, including any Contingent Deferred Sales Charge (CDSC) that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.

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You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.

Any purchase payment that you make subsequent to the election of Highest Daily Lifetime 6 Plus and subsequent to the first Lifetime Withdrawal will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the purchase payment (including any associated purchase Credits) based on the age of the Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 45 – less than 59 1/2; 5% for ages 59 1/2-79 and 6% for ages 80 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including any associated purchase Credits).

If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, Highest Daily Lifetime 6 Plus is no longer available for new elections and we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 6 Plus benefit.

Highest Daily Auto Step-Up

An automatic step-up feature (“Highest Daily Auto Step-Up”) is part of Highest Daily Lifetime 6 Plus. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Auto Step-Up starts with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are: 4% for ages 45 – less than 59 1/2; 5% for ages 59 1/2-79, and 6% for ages 80 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. All daily valuations and annual step-ups will only occur on a Valuation Day. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime 6 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime 6 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

If you are engaged in a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.

The Highest Daily Lifetime 6 Plus benefit does not affect your ability to take withdrawals under your Annuity, or limit your ability to take withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime 6 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years.

Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime 6 Plus benefit or any other fees and charges under the Annuity. Assume the following for all three examples:

■	The Issue Date is December 1, 2008
■	The Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009
■	The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime 6 Plus benefit.

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Example of dollar-for-dollar reductions

On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the designated life is between the ages of 59  1/2 and 79 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

Example of proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 – reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

Here is the calculation:

Account Value before Lifetime Withdrawal	$118,000.00
Less amount of “non” excess withdrawal	$3,500.00
Account Value immediately before excess withdrawal of $1,500	$114,500.00
Excess withdrawal amount	$1,500.00
Divided by Account Value immediately before excess withdrawal	$114,500.00
Ratio	1.31%
Annual Income Amount	$6,000.00
Less ratio of 1.31%	$78.60
Annual Income Amount for future Annuity Years	$5,921.40

Example of Highest Daily Auto Step-Up

On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant’s age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (including any associated purchase Credits).

Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the designated life is between 59  1/2 and 79 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments (including any associated purchase Credits), is higher than $5,921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

Date*	Account value	Highest Daily Value (adjusted with withdrawal and Purchase Payments)**	Adjusted Annual Income Amount (5% of the Highest Daily Value)
November 25, 2009	$119,000.00	$119,000.00	$5,950.00
November 26, 2009		Thanksgiving Day
November 27, 2009	$113,000.00	$113,986.95	$5,699.35
November 30, 2009	$113,000.00	$113,986.95	$5,699.35
December 01, 2009	$119,000.00	$119,000.00	$5,950.00

*	In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.
**	In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
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The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.

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This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.

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The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

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In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year’s Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.

Non-Lifetime Withdrawal Feature

You may take a one-time non-lifetime withdrawal (“Non-Lifetime Withdrawal”) under Highest Daily Lifetime 6 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity’s Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see “Access to Account Value – Can I Surrender My Annuity for Its Value?”). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Highest Daily Lifetime 6 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Highest Daily Lifetime 6 Plus benefit. If you don’t elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect to take the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.

The Non-Lifetime Withdrawal will proportionally reduce: the Protected Withdrawal Value; the Periodic Value guarantees on the tenth and twentieth anniversaries of the benefit effective date (described above); and the Death Benefit (described below). It will reduce all three by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.

Example – Non-Lifetime Withdrawal (proportional reduction)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

Assume the following:

■	The Issue Date is December 1, 2008
■	The Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009
■	The Account Value at benefit election was $105,000
■	The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime 6 Plus benefit
■	No previous withdrawals have been taken under the Highest Daily Lifetime 6 Plus benefit

On October 2, 2009, the Protected Withdrawal Value is $125,000, the 10th benefit year minimum Periodic Value guarantee is $210,000, and the 20th benefit year minimum Periodic Value guarantee is $420,000, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on October 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Highest Daily Lifetime 6 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

Here is the calculation:

Withdrawal amount divided by	$15,000
Account Value before withdrawal	$120,000
Equals ratio	12.5%
All guarantees will be reduced by the above ratio (12.5%)
Protected Withdrawal Value	$109,375
10th benefit year Minimum Periodic Value	$183,750
20th benefit year Minimum Periodic Value	$367,500

Required Minimum Distributions

Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Unless designated as a Non-Lifetime Withdrawal, required minimum distributions are considered Lifetime Withdrawals. If you take a withdrawal in an Annuity Year in which your required minimum distribution for that year is not greater than the Annual Income Amount, and the amount of the withdrawal exceeds the Annual Income Amount for that year, we will treat the withdrawal as a withdrawal of Excess Income. Such a withdrawal of Excess Income will reduce the Annual Income Amount

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available in future years. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered a withdrawal of Excess Income. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar by dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as a withdrawal of Excess Income.

In any year in which the requirement to take required minimum distributions is suspended by law, we reserve the right, in our sole discretion and regardless of any position taken on this issue in a prior year, to treat any amount that would have been considered as a required minimum distribution if not for the suspension as eligible for treatment as described herein.

Example – Required Minimum Distributions

The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.

Annual Income Amount = $5,000

Remaining Annual Income Amount = $3,000

Required Minimum Distribution = $6,000

The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000: ($3,000 + ($6,000 – $5,000) = $4,000).

If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all of the guarantees associated with the Highest Daily Lifetime 6 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you stop taking withdrawals in the current Annuity Year and choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000), without being treated as a withdrawal of Excess Income is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.

Death Benefit Component of Highest Daily Lifetime 6 Plus

If you elect Highest Daily Lifetime 6 Plus, we include a death benefit (Death Benefit), at no additional cost that is linked to the Annual Income Amount under the benefit. If a death benefit is triggered and you currently own Highest Daily Lifetime 6 Plus, then your Death Benefit will be equal to the greatest of:

■	the basic death benefit under the Annuity; and
■	the amount of any optional death benefit you may have elected and remains in effect; and
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(a) if no Lifetime Withdrawal had been taken prior to death, 300% of the Annual Income Amount that would have been determined on the date of death if a Lifetime Withdrawal had occurred on that date, or (b) if a Lifetime Withdrawal had been taken prior to death, 300% of the Annual Income Amount as of our receipt of due proof of death. Under this component of the Death Benefit, we will not recapture the amount of any purchase Credit applied to an Annuity granted within 12 months prior to death.

Please note that the Death Benefit under Highest Daily Lifetime 6 Plus is not payable if your Account Value is reduced to zero as a result of withdrawals or if annuity payments are being made at the time of the decedent's death. This Death Benefit may not be available in all States.

Benefits Under Highest Daily Lifetime 6 Plus

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To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Highest Daily Lifetime 6 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. If this occurs, you will not be permitted to make additional purchase payments to your Annuity. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Highest Daily Lifetime 6 Plus benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum

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distribution (as described above) under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the designated life. Please note if your Account Value is reduced to zero as result of withdrawals, the Death Benefit (described above under “Death Benefit Component of Highest Daily Lifetime 6 Plus”) will also be reduced to zero and the Death Benefit will not be payable.

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Please note that if your Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the first day of the calendar month coinciding with or next following the annuitant’s 95th birthday will be treated as annuity payments.

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If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any annuity option available; or
(2)	request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. If this option is elected, the Annual Income Amount will not increase after annuity payments have begun. We will make payments until the death of the single designated life. We must receive your request in a form acceptable to us at our office.

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In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

(1)	the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and
(2)	the Account Value.

If no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.

Please note that a Death Benefit (as described above) is not payable if annuity payments are being made at the time of the decedent's death.

Other Important Considerations

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Withdrawals under the Highest Daily Lifetime 6 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount. If you have an active Systematic Withdrawal program running at the time you elect this benefit, the first Systematic Withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal.

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Withdrawals made while the Highest Daily Lifetime 6 Plus Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro-rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account).

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You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime 6 Plus benefit. The Highest Daily Lifetime 6 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to our rules regarding time and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of withdrawals.

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You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

■	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.
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You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears within the prospectus section entitled “What Are The Investment Objectives and Policies of The Portfolios?”. You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

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Transfers to and from the Sub-accounts and the AST Investment Grade Bond Sub-account triggered by the Highest Daily Lifetime 6 Plus mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

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Upon inception of the benefit and to maintain the benefit, 100% of your Account Value must be allocated to the Permitted Sub-accounts. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, the new requirements will apply only to new elections of the benefit, and we will not compel you to reallocate your Account Value in accordance with our newly adopted requirements. However, you may be required to reallocate due to the merger of a Portfolio or the closing of a Portfolio. At the time of any change in requirements, and as applicable only to

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new elections of the benefit, transfer of Account Value and allocation of additional purchase payments may be subject to new investment limitations.
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If you elect this benefit and in connection with that election, you are required to reallocate to different Sub-accounts, then on the Valuation Day we receive your request in good order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in the Sub-accounts that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

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The Basic Death Benefit will terminate if withdrawals taken under Highest Daily Lifetime 6 Plus cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under Highest Daily Lifetime 6 Plus cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

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The maximum charge for Highest Daily Lifetime 6 Plus is 1.50% annually of the greater of the Account Value and Protected Withdrawal Value. The current charge is 0.85% annually of the greater of the Account Value and Protected Withdrawal Value. We deduct this charge on quarterly anniversaries of the benefit effective date. Thus, we deduct, on a quarterly basis 0.2125% of the greater of the prior Valuation Day’s Account Value and the prior Valuation Day’s Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account. Since this fee is based on the greater of the Account Value and Protected Withdrawal Value, the fee for Highest Daily Lifetime 6 Plus may be greater than it would have been, had it been based on the Account Value alone. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments. The following example is hypothetical and is for illustrative purposes only.

Assuming a benefit effective date of September 1, 2009 (which means that quarterly benefit anniversaries are: December 1, March 1, June 1, and September 1). Assume the Protected Withdrawal Value as of November 30, 2009 (prior Valuation Day’s Protected Withdrawal Value) = $200,000.00 and the Account Value as of November 30, 2009 (prior Valuation Day's Account Value) = $195,000.00. The first benefit charge date would be December 1, 2009 and the benefit charge amount would be $425.00 ($200,000 × .2125%).

If the deduction of the charge would result in the Account Value falling below the lesser of $500 or 5% of the sum of the Account Value on the effective date of the benefit plus all purchase payments made subsequent thereto (and any associated purchase Credits) (we refer to this as the “Account Value Floor”), we will only deduct that portion of the charge that would not cause the Account Value to fall below the Account Value Floor. If the entire Account Value is less than the Account Value Floor when we would deduct a charge for the benefit, then no charge will be assessed for that benefit quarter. If a charge for the Highest Daily Lifetime 6 Plus benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Account Value to zero, withdrawals may reduce the Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit and the Death Benefit (described above) will not be payable.

Election of and Designations under the Benefit

For Highest Daily Lifetime 6 Plus, there must be either a single Owner who is the same as the Annuitant, or if the Annuity is entity owned, there must be a single natural person Annuitant. In either case, the Annuitant must be at least 45 years old.

Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime 6 Plus. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime 6 Plus, except if (a) the new Owner has the same taxpayer identification number as the previous owner, (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or (c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines.

Highest Daily Lifetime 6 Plus can be elected at the time that you purchase your Annuity or after the Issue Date, subject to availability, and our eligibility rules and restrictions. If you elect Highest Daily Lifetime 6 Plus and terminate it, you can re-elect it or elect any other living benefit, subject to our current rules and availability. Additionally, if you currently own an Annuity with a living benefit that is terminable, you may terminate your existing benefit rider and elect any available benefits subject to our current rules. See “Termination of Existing Benefits and Election of New Benefits” in the prospectus for information pertaining to elections, termination and re-election of benefits. Please note that if you terminate a living benefit and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. You and your Financial Professional should carefully consider whether terminating your existing benefit and electing a new benefit is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future.

Termination of the Benefit

You may terminate Highest Daily Lifetime 6 Plus at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit

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automatically terminates: (i) upon your termination of the benefit, (ii) upon your surrender of the Annuity, (iii) upon your election to begin receiving annuity payments (although if you have elected to receive the Annual Income Amount in the form of annuity payments, we will continue to pay the Annual Income Amount), (iv) upon our receipt of due proof of the death of the Annuitant (except insofar as paying the Death Benefit associated with this benefit), (v) if both the Account Value and Annual Income Amount equal zero, or (vi) if you cease to meet our requirements as described in “Election of and Designations under the Benefit” above.

Upon termination of Highest Daily Lifetime 6 Plus other than upon the death of the Annuitant or annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. This final charge will be deducted even if it results in the Account Value falling below the Account Value Floor. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts, and (ii) unless you are participating in an asset allocation program, or Automatic Rebalancing Program for which we are providing administrative support, transfer all amounts held in the AST Investment Grade Bond Sub-account to your variable investment options, pro rata (i.e. in the same proportion as the current balances in your variable investment options). If, prior to the transfer from the AST Investment Grade Bond Sub-account, the Account Value in the variable investment options is zero, we will transfer such amounts according to your most recent allocation instructions.

If a surviving spouse elects to continue the Annuity, the Highest Daily Lifetime 6 Plus benefit terminates. The spouse may elect the benefit subject to the restrictions discussed above.

How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account

As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you elect Highest Daily Lifetime 6 Plus. For purposes of this benefit, we refer to those permitted investment options as the “Permitted Sub-accounts”. Because these restrictions and the use of the predetermined mathematical formula lessen the risk that your Account Value will be reduced to zero while you are still alive, they also reduce the likelihood that we will make any lifetime income payments under this benefit. They may also limit your upside potential for growth.

An integral part of Highest Daily Lifetime 6 Plus (including Highest Daily Lifetime 6 Plus with LIA and Spousal Highest Daily Lifetime 6 Plus) is the predetermined mathematical formula used to transfer Account Value between the Permitted Sub-accounts and the Bond Sub-account. This predetermined mathematical formula (“formula”) runs each Valuation Day that the benefit is in effect on your Annuity and, as a result, transfers of Account Value between the Permitted Sub-accounts and the Bond Sub-account can occur on any Valuation Day subject to the conditions described below. Only the predetermined mathematical formula can transfer Account Value to and from the Bond Sub-account, and thus you may not allocate Purchase Payments to or make transfers to or from the Bond Sub-account. We are not providing you with investment advice through the use of the formula. The formula by which the transfer operates is designed primarily to mitigate some of the financial risks that we incur in providing the guarantee under Highest Daily Lifetime 6 Plus. The formula is not forward looking and contains no predictive or projective component with respect to the markets, the Account Value or the Protected Withdrawal Value. The formula is described below.

Generally, the formula, which is applied each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. This amount may be different than the actual Annual Income Amount currently guaranteed under your benefit. Then it produces an estimate of the total amount targeted in the formula, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the “Target Value” or “L”. If you have already made a Lifetime Withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent Purchase Payments (including any associated Purchase Credits), and any withdrawals of Excess Income. Next, the formula subtracts from the Target Value the amount held within the Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the Bond Sub-account, is called the “Target Ratio” or “r”. If, on each of three consecutive Valuation Days, the Target Ratio is greater than 83% but less than or equal to 84.5%, the formula will, on such third Valuation Day, make a transfer from the Permitted Sub-accounts in which you are invested (subject to the 90% cap discussed below) to the Bond Sub-account. Once a transfer is made, the Target Ratio must again be greater than 83% but less than or equal to 84.5% for three consecutive Valuation Days before a subsequent transfer to the Bond Sub-account will occur. If, however, on any Valuation Day, the Target Ratio is above 84.5%, the formula will make a transfer from the Permitted Sub-accounts (subject to the 90% cap) to the Bond Sub-account (as described above). If the Target Ratio falls below 78% on any Valuation Day, then a transfer from the Bond Sub-account to the Permitted Sub-accounts will occur.

The formula will not execute a transfer to the Bond Sub-account that results in more than 90% of your Account Value being allocated to the Bond Sub-account (“90% cap”) on that Valuation Day. Thus, on any Valuation Day, if the formula would require a transfer to the Bond Sub-account that would result in more than 90% of the Account Value being allocated to the Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the Bond Sub-account will be transferred. Additionally, future transfers into the Bond Sub-account will not be made (regardless of the performance of the Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Bond Sub-account. Once this transfer occurs out of the Bond Sub-account, future amounts may be transferred to or from the Bond Sub-account if dictated by the formula (subject to the 90% cap).

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At no time will the formula make a transfer to the Bond Sub-account that results in greater than 90% of your Account Value being allocated to the Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the Bond Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the Bond Sub-account.

If you make additional Purchase Payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional Purchase Payments to the Bond Sub-account at least until there is first a transfer out of the Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional Purchase Payments you make, less than 90% of your entire Account Value is allocated to the Bond Sub-account, and the formula will still not transfer any of your Account Value to the Bond Sub-account (at least until there is first a transfer out of the Bond Sub-account). For example,

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September 4, 2012 – a transfer is made to the Bond Sub-account that results in the 90% cap being met and now $90,000 is allocated to the Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

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September 5, 2012 – you make an additional Purchase Payment of $10,000. No transfers have been made from the Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on September 4, 2012.

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On September 5, 2012 – (and at least until first a transfer is made out of the Bond Sub-account under the formula) – the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the Bond Sub-account).

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Once there is a transfer out of the Bond Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Bond Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into and out of effect multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the Bond Sub-account as dictated by the formula.

Under the formula, investment performance of your Account Value that is negative, flat, or even moderately positive may result in a transfer of a portion of your Account Value in the Permitted Sub-accounts to the Bond Sub-account because such investment performance will tend to increase the Target Ratio. In deciding how much to transfer, we use another formula, which essentially seeks to reallocate amounts held in the Permitted Sub-accounts and the Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. The further the Target Ratio is from 80% when a transfer is occurring under the formula, the greater the transfer amount will be. Once you elect Highest Daily Lifetime 6 Plus, the values we use to compare to the Target Ratio will be fixed. For newly-issued Annuities that elect Highest Daily Lifetime 6 Plus and existing Annuities that elect Highest Daily Lifetime 6 Plus in the future, however, we reserve the right to change such values.

Additionally, on each monthly Annuity Anniversary (if the monthly Annuity Anniversary does not fall on a Valuation Day, the next Valuation Day will be used), following all of the above described daily calculations, if there is money allocated to the Bond Sub-account, we will perform an additional monthly calculation to determine whether or not a transfer will be made from the Bond Sub-account to the Permitted Sub-accounts. This transfer will automatically occur provided that the Target Ratio, as described above, would be less than 83% after the transfer. The formula will not execute a transfer if the Target Ratio after this transfer would occur would be greater than or equal to 83%.

The amount of the transfer will be equal to the lesser of:

a)	The total value of all your Account Value in the Bond Sub-account, or
b)	An amount equal to 5% of your total Account Value.

While you are not notified when your Annuity reaches a transfer trigger under the formula, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the Bond Sub-account. Depending on the results of the calculations of the formula, we may, on any Valuation Day:

■	Not make any transfer between the Permitted Sub-accounts and the Bond Sub-account; or
■	If a portion of your Account Value was previously allocated to the Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts (as described above); or
■	Transfer a portion of your Account Value in the Permitted Sub-accounts.

Prior to the first Lifetime Withdrawal, the primary driver of transfers to the Bond Sub-account is the difference between your Account Value and your Protected Withdrawal Value. If none of your Account Value is allocated to the Bond Sub-account, then over time the formula permits an increasing difference between the Account Value and the Protected Withdrawal Value before a transfer to the Bond Sub-account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the Bond Sub-account, the smaller the difference between the Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the Bond Sub-account.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from

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the Bond Sub-account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

■	The difference between your Account Value and your Protected Withdrawal Value;
■	The amount of time Highest Daily Lifetime 6 Plus has been in effect on your Annuity;
■	The amount allocated to and the performance of the Permitted Sub-accounts and the Bond Sub-account;
■	Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and
■	Any withdrawals you take from your Annuity (while the benefit is in effect).

At any given time, some, most or none of your Account Value will be allocated to the Bond Sub-account, as dictated by the formula.

Because the amount allocated to the Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the Bond Sub-account or to the Permitted Sub-accounts, the greater the impact performance of that Sub-account has on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the Bond Sub-account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.

If you make additional Purchase Payments to your Annuity, they will be allocated in accordance with your Annuity. Once allocated, they will also be subject to the formula described above and therefore may be transferred to the Bond Sub-account, if dictated by the formula and subject to the 90% cap feature described above.

Any Account Value in the Bond Sub-account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the Bond Sub-account.

Additional Tax Considerations

If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts.

As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Highest Daily Lifetime 6 Plus through a non-qualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note all Non-lifetime Withdrawal provisions will apply.

Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator

Effective September 14, 2012, Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is no longer available for new elections and we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator.

We offer another version of Highest Daily Lifetime 6 Plus that we call Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator (“Highest Daily Lifetime 6 Plus with LIA”). Highest Daily Lifetime 6 Plus with LIA guarantees, until the death of the single designated life, the ability to withdraw an amount equal to double the Annual Income Amount (which we refer to as the “LIA Amount”) if you meet the conditions set forth below. This version is only being offered in those jurisdictions where we have received regulatory approval and will be offered subsequently in other jurisdictions when we receive regulatory approval in those jurisdictions. Highest Daily Lifetime 6 Plus with LIA is not available in New York and certain other states/jurisdictions. You may choose Highest Daily Lifetime 6 Plus with or without also electing LIA, however you may not elect LIA without Highest Daily Lifetime 6 Plus and you must elect the LIA benefit at the time you elect Highest Daily Lifetime 6 Plus. If you elect Highest Daily Lifetime 6 Plus without LIA and would like to add the feature later, you must terminate the Highest Daily Lifetime 6 Plus benefit and elect the Highest Daily Lifetime 6 Plus with LIA (subject to availability and benefit re-election provisions). Please note that if you terminate Highest Daily

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Lifetime 6 Plus and elect the Highest Daily Lifetime 6 Plus with LIA you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. Highest Daily Lifetime 6 Plus with LIA is offered as an alternative to other lifetime withdrawal options. If you elect this benefit, it may not be combined with any other optional living benefit or the Highest Daily Value death benefit. As long as your Highest Daily Lifetime 6 Plus with LIA benefit is in effect, you must allocate your Account Value in accordance with the permitted and available investment option(s) with this benefit. The income benefit under Highest Daily Lifetime 6 Plus with LIA currently is based on a single “designated life” who is between the ages of 45 and 75 on the date that the benefit is elected and received in good order. All terms and conditions of Highest Daily Lifetime 6 Plus apply to this version of the benefit, except as described herein.

Highest Daily Lifetime 6 Plus with LIA is not long-term care insurance and should not be purchased as a substitute for long-term care insurance. The income you receive through the Lifetime Income Accelerator may be used for any purpose, and it may or may not be sufficient to address expenses you may incur for long-term care. You should seek professional advice to determine your financial needs for long-term care.

If you elect the Highest Daily Lifetime 6 Plus with LIA, the maximum charge is 2.00% annually of the greater of the Account Value and Protected Withdrawal Value. The current charge is 1.20% annually of the greater of Account Value and Protected Withdrawal Value. We deduct this charge on quarterly anniversaries of the benefit effective date. Thus, we deduct, on a quarterly basis, 0.30% of the greater of the prior Valuation Day's Account Value and the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account. Since this fee is based on the greater of the Account Value and Protected Withdrawal Value, the fee for Highest Daily Lifetime 6 Plus with LIA may be greater than it would have been, had it been based on the Account Value alone. The following example is hypothetical and is for illustrative purposes only.

Assuming a benefit effective date of September 1, 2009 (which means that quarterly benefit anniversaries are: December 1, March 1, June 1, and September 1). Assume the Protected Withdrawal Value as of November 30, 2009 (prior Valuation Day's Protected Withdrawal Value) = $200,000.00 and the Account Value as of November 30, 2009 (prior Valuation Day's Account Value) = $195,000.00. The first benefit charge date would be December 1, 2009 and the benefit charge amount would be $600.00 ($200,000 × .30%)

If the deduction of the charge would result in the Account Value falling below the lesser of $500 or 5% of the sum of the Account Value on the effective date of the benefit plus all purchase payments made subsequent thereto (and any associated purchase Credits) (we refer to this as the “Account Value Floor”), we will only deduct that portion of the charge that would not cause the Account Value to fall below the Account Value Floor. If the entire Account Value is less than the Account Value Floor when we would deduct a charge for the benefit, then no charge will be assessed for that benefit quarter. If a charge for the Highest Daily Lifetime 6 Plus with LIA benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Account Value to zero, withdrawals may reduce the Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit and the Death Benefit (described below) will not be payable.

If this benefit is being elected on an Annuity held as a 403(b) plan, then in addition to meeting the eligibility requirements listed below for the LIA Amount you must separately qualify for distributions from the 403(b) plan itself.

Eligibility Requirements for LIA Amount. Both a waiting period of 36 months from the benefit effective date, and an elimination period of 120 days from the date of notification that one or both of the requirements described immediately below have been met, apply before you can become eligible for the LIA Amount. The 120 day elimination period begins on the date that we receive notification from you of your eligibility for the LIA Amount. Thus, assuming the 36 month waiting period has been met and we have received the notification referenced in the immediately preceding sentence, the LIA amount would be available for withdrawal on the Valuation Day immediately after the 120th day. The waiting period and the elimination period may run concurrently. In addition to satisfying the waiting and elimination period, at least one of the following requirements (“LIA conditions”) must be met.

(1)	The designated life is confined to a qualified nursing facility. A qualified nursing facility is a facility operated pursuant to law or any state licensed facility providing medically necessary in-patient care which is prescribed by a licensed physician in writing and based on physical limitations which prohibit daily living in a non-institutional setting.
(2)	The designated life is unable to perform two or more basic abilities of caring for oneself or “activities of daily living.” We define these basic abilities as:
i.	Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.
ii.	Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.
iii.	Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower.
iv.	Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.

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v.	Transferring: Moving into or out of a bed, chair or wheelchair.
vi.	Continence: Maintaining control of bowel or bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform personal hygiene (including caring for catheter or colostomy bag).

You must notify us in writing when the LIA conditions have been met. If, when we receive such notification, there are more than 120 days remaining until the end of the waiting period described above, you will not be eligible for the LIA Amount. If there are 120 days or less remaining until the end of the waiting period when we receive notification that the LIA conditions are met, we will determine eligibility for the LIA Amount through our then current administrative process, which may include, but is not limited to, documentation verifying the LIA conditions and/or an assessment by a third party of our choice. Such assessment may be in person and we will assume any costs associated with the aforementioned assessment. The designated life must be available for any assessment or reassessment pursuant to our administrative process requirements. Once eligibility is determined, the LIA Amount is equal to double the Annual Income Amount as described above under the Highest Daily Lifetime 6 Plus benefit.

Additionally, once eligibility is determined, we will reassess your eligibility on an annual basis although your LIA benefit for the year that immediately precedes our reassessment will not be affected if it is determined that you are no longer eligible. Your first reassessment may occur in the same year as your initial assessment. If we determine that you are no longer eligible to receive the LIA Amount, the Annual Income Amount would replace the LIA Amount on the next Annuity Anniversary (the “ineligibility effective date”). However, 1) if you were receiving income through a systematic withdrawal program that was based on your LIA Amount; 2) you subsequently become ineligible to receive your LIA Amount, and 3) we do not receive new withdrawal instructions from you prior to the ineligibility effective date, we will cancel such systematic withdrawal program on the ineligibility effective date. You will be notified of your subsequent ineligibility and the date systematic withdrawal payments will stop before either occur. If any existing systematic withdrawal program is canceled, you must enroll in a new systematic withdrawal program if you wish to receive income on a systematic basis. You may establish a new or make changes to any existing systematic withdrawal program at any time by contacting our Annuity Service Office. All “Excess Income” conditions described above in “Key Feature – Annual Income Amount under the Highest Daily Lifetime 6 Plus Benefit” would apply. There is no limit on the number of times you can become eligible for the LIA Amount, however, each time would require the completion of the 120-day elimination period, notification that the designated life meets the LIA conditions, and determination, through our then current administrative process, that you are eligible for the LIA Amount, each as described above.

LIA Amount at the first Lifetime Withdrawal. If your first Lifetime Withdrawal subsequent to election of Highest Daily Lifetime 6 Plus with LIA occurs while you are eligible for the LIA Amount, the available LIA Amount is equal to double the Annual Income Amount.

LIA Amount after the first Lifetime Withdrawal. If you become eligible for the LIA Amount after you have taken your first Lifetime Withdrawal, the available LIA amount for the current and subsequent Annuity Years is equal to double the then current Annual Income Amount, however the available LIA amount in the current Annuity Year is reduced by any Lifetime Withdrawals that have been taken in the current Annuity Year. Cumulative Lifetime Withdrawals in an Annuity Year which are less than or equal to the LIA Amount (when eligible for the LIA amount) will not reduce your LIA Amount in subsequent Annuity Years, but any such withdrawals will reduce the LIA Amount on a dollar-for-dollar basis in that Annuity Year. If you have an active Systematic Withdrawal program running at the time you elect this benefit, the first Systematic Withdrawal that processes after your election of the LIA benefit will be deemed a Lifetime Withdrawal.

Withdrawals In Excess of the LIA Amount. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the LIA Amount when you are eligible (“Excess Withdrawal”), your LIA Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the excess portion of the withdrawal to the Account Value immediately prior to the Excess Withdrawal. Reductions include the actual amount of the withdrawal, including any CDSC that may apply. Withdrawals of any amount (excluding the Non-Lifetime Withdrawal) up to and including the LIA Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Excess Withdrawals will reduce the Protected Withdrawal Value by the same ratio as the reduction to the LIA Amount. Any withdrawals that are less than or equal to the LIA Amount (when eligible) but in excess of the free withdrawal amount available under this Annuity will not incur a CDSC.

Withdrawals are not required. However, subsequent to the first Lifetime Withdrawal, the LIA Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the LIA Amount.

Purchase Payments. If you are eligible for the LIA Amount as described under “Eligibility Requirements for LIA Amount” and you make an additional purchase payment, the Annual Income Amount is increased by an amount obtained by applying the applicable percentage (4% for ages 45 – less than 59  1/2; 5% for ages 59  1/2-79; and 6% for ages 80 and older) to the purchase payment (including any associated purchase Credits). The applicable percentage is based on the attained age of the designated life on the date of the first Lifetime Withdrawal after the benefit effective date. The LIA Amount is increased by double the Annual Income Amount, if eligibility for LIA has been met. The Protected Withdrawal Value is increased by the amount of each purchase payment (including any associated purchase Credits).

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If the Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount (or, if eligible for LIA, the LIA Amount) is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount (or, if eligible for LIA, the LIA Amount) in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner.

Step-Ups. If your Annual Income Amount is stepped up, your LIA Amount will be stepped up to equal double the stepped up Annual Income Amount.

Guarantee Payments. If your Account Value is reduced to zero as a result of cumulative withdrawals that are equal to or less than the LIA Amount when you are eligible, and there is still a LIA Amount available, we will make an additional payment for that Annuity Year equal to the remaining LIA Amount. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in that scenario, the remaining LIA Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the LIA Amount as described in this section. We will make payments until the death of the single designated life. Should the designated life no longer qualify for the LIA amount (as described under “Eligibility Requirements for LIA Amount” above), the Annual Income Amount would continue to be available. Subsequent eligibility for the LIA Amount would require the completion of the 120 day elimination period as well as meeting the LIA conditions listed above under “Eligibility Requirements for LIA Amount”. To the extent that cumulative withdrawals in the current Annuity Year that reduce your Account Value to zero are more than the LIA Amount (except in the case of required minimum distributions), Highest Daily Lifetime 6 Plus with LIA terminates, and no additional payments are permitted. A Death Benefit under Highest Daily Lifetime 6 Plus with LIA is not payable if guarantee payments are being made at the time of the decedent's death.

Annuity Options. In addition to the Highest Daily Lifetime 6 Plus annuity options described above, after the tenth anniversary of the benefit effective date (“Tenth Anniversary”), you may also request that we make annuity payments each year equal to the Annual Income Amount. In any year that you are eligible for the LIA Amount, we make annuity payments equal to the LIA Amount. If you would receive a greater payment by applying your Account Value to receive payments for life under your Annuity, we will pay the greater amount. Annuitization prior to the Tenth Anniversary will forfeit any present or future LIA amounts. We will continue to make payments until the death of the designated life. If this option is elected, the Annual Income Amount and LIA Amount will not increase after annuity payments have begun. A Death Benefit is not payable if annuity payments are being made at the time of the decedent’s death.

If you elect Highest Daily Lifetime 6 Plus with LIA, and never meet the eligibility requirements you will not receive any additional payments based on the LIA Amount.

Death Benefit Component of Highest Daily Lifetime 6 Plus with LIA. The provisions of the Death Benefit Component of Highest Daily Lifetime 6 Plus (above for information about the Death Benefit) also apply to Highest Daily Lifetime Plus with LIA. Please note that with respect to Highest Daily Lifetime 6 Plus with LIA, we use the Annual Income Amount for purposes of the Death Benefit Calculations, not the LIA Amount.

SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT (SHD6 Plus)

Effective September 14, 2012, Spousal Highest Daily Lifetime 6 Plus is no longer available for new elections and we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime 6 Plus benefit.

Spousal Highest Daily Lifetime 6 Plus is the spousal version of Highest Daily Lifetime 6 Plus. Spousal Highest Daily Lifetime 6 Plus must be elected based on two designated lives, as described below. The youngest designated life must be at least 50 years old and the oldest designated life must be at least 55 years old when the benefit is elected. Spousal Highest Daily Lifetime 6 Plus is not available if you elect any other optional benefit. As long as your Spousal Highest Daily Lifetime 6 Plus Benefit is in effect, you must allocate your Account Value in accordance with the permitted Sub-accounts and other investment option(s) available with this benefit. For a more detailed description of permitted investment options, see the “Investment Options” section.

We offer a benefit that guarantees until the later death of two natural persons who are each other’s spouses at the time of election of the benefit and at the first death of one of them (the “designated lives”, and each, a “designated life”) the ability to withdraw an annual amount (the “Annual Income Amount”) equal to a percentage of an initial principal value (the “Protected Withdrawal Value”) regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the lives of the designated lives (“Lifetime Withdrawals”) provided you have not made withdrawals of excess income that have resulted in your Account Value being reduced to zero. We also permit a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal

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Highest Daily Lifetime 6 Plus benefit after the death of the first spouse. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Spousal Highest Daily Lifetime 6 Plus is the mathematical formula we employ that may periodically transfer your Account Value to and from the AST Investment Grade Bond Sub-account. See the section above entitled “How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account.” Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

Spousal Highest Daily Lifetime 6 Plus also provides for a Death Benefit generally equal to three times your Annual Income Amount. The Death Benefit, however, is not payable if your Account Value is reduced to zero as a result of withdrawals or if annuity payments are being made at the time of the decedent's death. See Death Benefit Component of Spousal Highest Daily Lifetime 6 Plus, below.

Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Account Value falls to zero, if you take withdrawals of excess income that bring your Account Value to zero, your Annual Income Amount would also fall to zero, and the benefit would terminate. In that scenario, no further amount, including the Death Benefit described below, would be payable under Spousal Highest Daily Lifetime 6 Plus.

Currently, if you elect Spousal Highest Daily Lifetime 6 Plus and subsequently terminate the benefit, you may elect another living benefit, subject to our current rules. See “Election of and Designations under the Benefit” below and “Termination of Existing Benefits and Election of New Benefits” for details. Please note that if you terminate Spousal Highest Daily Lifetime 6 Plus and elect another benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active.

Key Feature – Protected Withdrawal Value

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the “Periodic Value” described in the next paragraph.

The “Periodic Value” initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the “Current Valuation Day”), the Periodic Value is equal to the greater of:

(1)	the Periodic Value for the immediately preceding business day (the “Prior Valuation Day”) appreciated at the daily equivalent of 6% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any purchase payment (including any associated purchase Credits) made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and
(2)	the Account Value on the current Valuation Day.

If you have not made a Lifetime Withdrawal on or before the 10th or 20th Anniversary of the effective date of the benefit, your Periodic Value on the 10th or 20th Anniversary of the benefit effective date is equal to the greater of:

(1)	the Periodic Value described above or,
(2)	the sum of (a), (b) and (c) (proportionally reduced for any Non-Lifetime Withdrawal):
(a)

200% (on the 10th anniversary) or 400% (on the 20th anniversary) of the Account Value on the effective date of the benefit including any purchase payments (including any associated purchase Credits) made on that day;

(b)

200% (on the 10th anniversary) or 400% (on the 20th anniversary) of all purchase payments (including any associated purchase Credits) made within one year following the effective date of the benefit; and

(c)	all purchase payments (including any associated purchase Credits) made after one year following the effective date of the benefit.

Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Account Value upon any step-up, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals (see below).

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Key Feature – Annual Income Amount under the Spousal Highest Daily Lifetime 6 Plus Benefit

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the youngest designated life on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 50-64, 5% for ages 65-84, and 6% for ages 85 and older. We use the age of the youngest designated life even if that designated life is no longer a participant under the Annuity due to death or divorce. Under the Spousal Highest Daily Lifetime 6 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount for any Annuity Year (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). If you take withdrawals of Excess Income, only the portion of the Lifetime Withdrawal that exceeds the remaining Annual Income Amount will proportionally reduce your Protected Withdrawal Value and Annual Income Amount in future years. Reductions are based on the actual amount of the withdrawal, including any CDSC that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.

You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.

Any Purchase Payment that you make subsequent to the election of Spousal Highest Daily Lifetime 6 Plus and subsequent to the first Lifetime Withdrawal will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including any associated purchase Credits) based on the age of the younger designated life at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 50-64, 5% for ages 65-84, and 6% for ages 85 and older, and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including any associated purchase Credits).

If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, Spousal Highest Daily Lifetime 6 Plus is no longer available for new elections and we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime 6 Plus benefit.

Highest Daily Auto Step-Up

An automatic step-up feature (“Highest Daily Auto Step-Up”) is part of this benefit. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Step-Up starts with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the youngest designated life on the Annuity Anniversary as of which the step-up would occur. The percentages are 4% for ages 50-64, 5% for ages 65-84, and 6% for ages 85 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary by performing a similar examination of the Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime 6 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime 6 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a

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proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

If you are engaged in a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.

The Spousal Highest Daily Lifetime 6 Plus benefit does not affect your ability to take withdrawals under your Annuity, or limit your ability to take withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime 6 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.

Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime 6 Plus benefit or any other fees and charges under the Annuity. Assume the following for all three examples:

■	The Issue Date is December 1, 2008
■	The Spousal Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009
■	The younger designated life was 70 years old when he/she elected the Spousal Highest Daily Lifetime 6 Plus benefit.

Example of dollar-for-dollar reductions.

On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the youngest designated life is between the ages of 65 and 84 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

Example of proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 – reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

Here is the calculation:

Account Value before Lifetime Withdrawal	$118,000.00
Less amount of “non” excess withdrawal	$3,500.00
Account Value immediately before excess withdrawal of $1,500	$114,500.00
Excess withdrawal amount	$1,500.00
Divided by Account Value immediately before excess withdrawal	$114,500.00
Ratio	1.31%
Annual Income Amount	$6,000.00
Less ratio of 1.31%	$78.60
Annual Income Amount for future Annuity Years	$5,921.40

Example of Highest Daily Auto Step-Up

On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the youngest designated life’s age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (including any associated purchase Credits).

Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the youngest designated life is between 65 and 84 on the date of the potential step-up) of the highest daily

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Account Value adjusted for withdrawals and purchase payments (including any associated purchase Credits), is higher than $5921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

Date*	Account value	Highest Daily Value (adjusted with withdrawal and Purchase Payments)**	Adjusted Annual Income Amount (5% of the Highest Daily Value)
November 25, 2009	$119,000.00	$119,000.00	$5,950.00
November 26, 2009		Thanksgiving Day
November 27, 2009	$113,000.00	$113,986.95	$5,699.35
November 30, 2009	$113,000.00	$113,986.95	$5,699.35
December 01, 2009	$119,000.00	$119,000.00	$5,950.00

*	In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.
**	In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
■

The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.

■

This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.

■

The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year’s Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.

Non-Lifetime Withdrawal Feature

You may take a one-time non-lifetime withdrawal (“Non-Lifetime Withdrawal”) under Spousal Highest Daily Lifetime 6 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity’s Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see “Access to Account Value – Can I Surrender My Annuity for Its Value?”). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Spousal Highest Daily Lifetime 6 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Spousal Highest Daily Lifetime 6 Plus benefit. If you don’t elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value; the Periodic Value guarantees on the tenth and twentieth anniversaries of the benefit effective date (described above); and the Death Benefit (described below). It will reduce all three by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the time of the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.

Example – Non-Lifetime Withdrawal (proportional reduction)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

Assume the following:

■	The Issue Date is December 1, 2008
■	The Spousal Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009
■	The Account Value at benefit election was $105,000
■	The younger designated life was 70 years old when he/she elected the Spousal Highest Daily Lifetime 6 Plus benefit
■	No previous withdrawals have been taken under the Spousal Highest Daily Lifetime 6 Plus benefit

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On October 2, 2009, the Protected Withdrawal Value is $125,000, the 10th benefit year minimum Periodic Value guarantee is $210,000 and the 20th benefit year minimum Periodic Value guarantee is $420,000, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on October 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Spousal Highest Daily Lifetime 6 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

Here is the calculation:

Withdrawal amount divided by	$15,000
Account Value before withdrawal	$120,000
Equals ratio	12.5%
All guarantees will be reduced by the above ratio (12.5%)
Protected Withdrawal Value	$109,375
10th benefit year Minimum Periodic Value	$183,750
20th benefit year Minimum Periodic Value	$367,500

Required Minimum Distributions

Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Unless designated as a Non-Lifetime Withdrawal, required minimum distributions are considered Lifetime Withdrawals. If you take a withdrawal in an Annuity Year in which your required minimum distribution for that year is not greater than the Annual Income Amount, and the amount of the withdrawal exceeds the Annual Income Amount for that year, we will treat the withdrawal as a withdrawal of Excess Income. Such a withdrawal of Excess Income will reduce the Annual Income Amount available in future years. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered a withdrawal of Excess Income. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar for dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as a withdrawal of Excess Income.

In any year in which the requirement to take required minimum distributions is suspended by law, we reserve the right, in our sole discretion and regardless of any position taken on this issue in a prior year, to treat any amount that would have been considered as a required minimum distribution if not for the suspension as eligible for treatment as described herein.

Example – Required Minimum Distributions

The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.

Annual Income Amount = $5,000

Remaining Annual Income Amount = $3,000

Required Minimum Distribution = $6,000

The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000. ($3,000 + ($6,000 – $5,000) = $4,000).

If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all guarantees associated with the Spousal Highest Daily Lifetime 6 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you stop taking withdrawals in the current Annuity Year and choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000) without being treated as a withdrawal of Excess Income is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.

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Death Benefit Component of Spousal Highest Daily Lifetime 6 Plus.

If you elect Spousal Highest Daily Lifetime 6 Plus, we include a death benefit (Death Benefit), at no additional cost, that is linked to the Annual Income Amount under the benefit. If a death benefit is triggered and you currently own Spousal Highest Daily Lifetime 6 Plus benefit, then your Death Benefit will be equal to the greatest of:

■	the basic death benefit under the Annuity; and
■	the amount of any optional death benefit you may have elected and remains in effect; and
■

a) if no Lifetime Withdrawal had been taken prior to death, 300% of the Annual Income Amount that would have been determined on the date of death if a Lifetime Withdrawal had occurred on that date or (b) if a Lifetime Withdrawal had been taken prior to death, 300% of the Annual Income Amount as of our receipt of due proof of death. Under this component of the Death Benefit, we will not recapture the amount of any purchase Credit applied within 12 months prior to death.

Upon the death of the first of the spousal designated lives, if a Death Benefit, as described above, would otherwise be payable, and the surviving designated life chooses to continue the Annuity, the Account Value will be adjusted, as of the date we receive due proof of death, to equal the amount of that Death Benefit if paid out in a lump sum, and the Spousal Highest Daily Lifetime 6 Plus benefit remains in force. Upon the death of the second Spousal designated life, the Death Benefit described above will be payable and the Spousal Highest Daily Lifetime 6 Plus rider will terminate as of the date we receive due proof of death.

Please note that the Death Benefit under Spousal Highest Daily Lifetime 6 Plus is not payable if your Account Value is reduced to zero as a result of withdrawals or if annuity payments are being made at the time of the decedent's death. This Death Benefit may not be available in all States.

Benefits Under Spousal Highest Daily Lifetime 6 Plus

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To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Spousal Highest Daily Lifetime 6 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the designated lives to die, and will continue to make payments until the death of the second designated life as long as the designated lives were spouses at the time of the first death. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Highest Daily Lifetime 6 Plus benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution (as described above) under the Annuity then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the second designated life provided the designated lives were spouses at the death of the first designated life. Please note that if your Account Value is reduced to zero as a result of withdrawals, the Death Benefit (described above) will also be reduced to zero and the Death Benefit will not be payable.

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Please note that if your Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the first day of the calendar month coinciding with or next following the annuitant's 95th birthday will be treated as annuity payments.

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If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any annuity option available; or
(2)	request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the designated lives to die, and will continue to make payments until the death of the second designated life as long as the designated lives were spouses at the time of the first death. If, due to death of a designated life or divorce prior to annuitization, only a single designated life remains, then annuity payments will be made as a life annuity for the lifetime of the designated life. We must receive your request in a form acceptable to us at our office.

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In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

(1)	the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and
(2)	the Account Value.

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If no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.

Please note that the Death Benefit (described above) is not payable if annuity payments are being made at the time of the decedent's death.

Other Important Considerations

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Withdrawals under the Spousal Highest Daily Lifetime 6 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount. If you have an active Systematic Withdrawal program running at the time you elect this benefit, the first Systematic Withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal.

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Withdrawals made while the Spousal Highest Daily Lifetime 6 Plus benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro-rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account).

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You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

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You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Highest Daily Lifetime 6 Plus benefit. The Spousal Highest Daily Lifetime 6 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to program rules regarding the timing and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of withdrawals.

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You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears in the prospectus section entitled “What Are The Investment Objectives and Policies of The Portfolios?”. You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com

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You can make withdrawals from your Annuity without purchasing the Spousal Highest Daily Lifetime 6 Plus benefit. The Spousal Highest Daily Lifetime 6 Plus benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

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Transfers to and from the elected Sub-accounts and the AST Investment Grade Bond Sub-account triggered by the Spousal Highest Daily Lifetime 6 Plus mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

■	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.
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Upon inception of the benefit and to maintain the benefit, 100% of your Account Value must be allocated to the Permitted Sub-accounts. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, the new requirement will apply only to new elections of the benefit, and we will not compel you to reallocate your Account Value in accordance with our newly adopted requirements. However, you may be required to reallocate due to the merger of a Portfolio or the closing of a Portfolio. At the time of any change in requirements, and as applicable only to new elections of the benefit, transfers of Account Value and allocation of additional purchase payments may be subject to new investment limitations.

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If you elect this benefit and in connection with that election, you are required to reallocate to different Sub-accounts, then on the Valuation Day we receive your request in good order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in the Sub-accounts that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

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The Basic Death Benefit will terminate if withdrawals taken under Spousal Highest Daily Lifetime 6 Plus cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under Spousal Highest Daily Lifetime 6 Plus cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

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The maximum charge for Spousal Highest Daily Lifetime 6 Plus is 1.50% annually of the greater of the Account Value and Protected Withdrawal Value. The current charge is 0.95% annually of the greater of Account Value and Protected Withdrawal Value. We deduct this charge on quarterly anniversaries of the benefit effective date. Thus, we deduct, on a quarterly basis, 0.2375% of the greater of the prior Valuation Day’s Account Value, or the prior Valuation Day’s Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account. Since this fee is based on the greater of the Account Value and Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime 6 Plus may be greater than it would have been, had it been based on the Account Value alone. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments. The following example is hypothetical and is for illustrative purposes only.

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Assuming a benefit effective date of September 1, 2009 (which means that quarterly benefit anniversaries are: December 1, March 1, June 1, and September 1). Assume the Protected Withdrawal Value as of November 30, 2009 (prior Valuation Day's Protected Withdrawal Value) = $200,000.00 and the Account Value as of November 30, 2009 (prior Valuation Day’s Account Value) = $195,000.00. The first benefit charge date would be December 1, 2009 and the benefit charge amount would be $475.00 ($200,000 × .2375%)

If the deduction of the charge would result in the Account Value falling below the lesser of $500 or 5% of the sum of the Account Value on the effective date of the benefit plus all purchase payments made subsequent thereto (and any associated purchase Credits) (we refer to this as the “Account Value Floor”), we will only deduct that portion of the charge that would not cause the Account Value to fall below the Account Value Floor. If the entire Account Value is less than the Account Value Floor when we would deduct a charge for the benefit, then no charge will be assessed for that benefit quarter. If a charge for the Spousal Highest Daily Lifetime 6 Plus benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Account Value to zero, withdrawals may reduce the Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit and the Death Benefit (described above) will not be payable.

Election of and Designations under the Benefit

Spousal Highest Daily Lifetime 6 Plus can only be elected based on two designated lives. Designated lives must be natural persons who are each other's spouses at the time of election of the benefit and at the death of the first of the designated lives to die. Currently, Spousal Highest Daily Lifetime 6 Plus only may be elected where the Owner, Annuitant, and Beneficiary designations are as follows:

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One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner’s spouse. The youngest Owner/Annuitant and the beneficiary must be at least 50 years old and the oldest must be at least 55 years old at the time of election; or

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Co-Annuity Owners, where the Owners are each other’s spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. The youngest Owner must be at least 50 years old and the oldest owner must be at least 55 years old at the time of election; or

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One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) (“Custodial Account”), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. The youngest of the Annuitant and the Contingent Annuitant must be at least 50 years old and the oldest must be at least 55 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows:

(a)	if one Owner dies and the surviving spousal Owner assumes the Annuity, or
(b)	if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary designations under this benefit. If the Designated Lives divorce, however, the Spousal Highest Daily Lifetime 6 Plus benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new designated life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

Spousal Highest Daily Lifetime 6 Plus can be elected at the time that you purchase your Annuity or after the Issue Date, subject to availability, and our eligibility rules and restrictions. If you elect Spousal Highest Daily Lifetime 6 Plus and terminate it, you can re-elect it, subject to our current rules and availability. Additionally, if you currently own an Annuity with a living benefit that is terminable, you may terminate your existing benefit rider and elect any available benefits subject to our current rules. See “Termination of Existing Benefits and Election of New Benefits” in the prospectus for information pertaining to elections, termination and re-election of benefits. Please note that if you terminate a living benefit and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. You and your Financial Professional should carefully consider whether terminating your existing benefit and electing a new benefit is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future.

Termination of the Benefit

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates: (i) if upon the death of the first designated life, the surviving designated life opts to take the death benefit under the Annuity (thus, the benefit does not terminate solely because of the death of the first designated life), (ii) upon the death of the second designated life (except as may be needed to pay the Death Benefit associated with this benefit), (iii) upon your termination of the benefit, (iv) upon your surrender of the Annuity, (v) upon your election to begin receiving annuity payments (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount),

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(vi) if both the Account Value and Annual Income Amount equal zero, or (vii) if you cease to meet our requirements as described in “Election of and Designations under the Benefit”.

Upon termination of Spousal Highest Daily Lifetime 6 Plus other than upon death of a designated life or annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. This final charge will be deducted even if it results in the Account Value falling below the Account Value Floor. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts, and (ii) unless you are participating in an asset allocation program, or Automatic Rebalancing Program, for which we are providing administrative support, transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account to your variable investment options, pro rata (i.e. in the same proportion as the current balances in your variable investment options). If prior to the transfer from the AST Investment Grade Bond Sub-account the Account Value in the variable investment options is zero, we will transfer such amounts according to your most recent allocation instructions.

How Spousal Highest Daily Lifetime 6 Plus Transfers Account Value between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account. See “How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account” above for information regarding this component of the benefit.

Additional Tax Considerations

If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts.

As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Spousal Highest Daily Lifetime 6 Plus through a non-qualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note all Non-lifetime Withdrawal provisions will apply.

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DEATH BENEFIT

WHAT TRIGGERS THE PAYMENT OF A DEATH BENEFIT?

The Annuity provides a Death Benefit during its accumulation period. If an Annuity is owned by one or more natural persons, the Death Benefit is payable upon the first death of an Owner. If an Annuity is owned by an entity, the Death Benefit is payable upon the Annuitant’s death, if there is no Contingent Annuitant. Generally, if a Contingent Annuitant was designated before the Annuitant’s death and the Annuitant dies, then the Contingent Annuitant becomes the Annuitant and a Death Benefit will not be paid at that time. The person upon whose death the Death Benefit is paid is referred to below as the “decedent.”

BASIC DEATH BENEFIT

The Annuity provides a basic Death Benefit at no additional charge. The Insurance Charge we deduct daily from your Account Value allocated to the Sub-accounts is used, in part, to pay us for the risk we assume in providing the basic Death Benefit guarantee under an Annuity. The Annuity also offers two different optional Death Benefits that can be purchased for an additional charge. The additional charge is deducted to compensate Prudential Annuities for providing increased insurance protection under the optional Death Benefits. Notwithstanding the additional protection provided under the optional Death Benefits, the additional cost has the impact of reducing the net performance of the investment options. In addition, under certain circumstances, your Death Benefit may be reduced by the amount of any Credits we applied to your purchase payments. (See “How are Credits Applied to My Account Value”.) Also, no basic Death Benefit will be paid if your Annuity terminates because your Account Value reaches zero (which can happen if, for example, you are taking withdrawals under an optional living benefit).

Considerations for Contingent Annuitants: We may allow the naming of a contingent annuitant when a Nonqualified Annuity contract is held by a pension plan or a tax favored retirement plan or held by a Custodial Account (as defined earlier in this prospectus). In such a situation, the Annuity may no longer qualify for tax deferral where the Annuity contract continues after the death of the Annuitant. In some of our Annuities held by these same types of entities we allow for the naming of a co-annuitant, which also is used to mean the successor annuitant (and not another life used for measuring the duration of an annuity payment option). Like in the case of a contingent annuitant, the Annuity may no longer qualify for tax deferral where the contract continues after the death of the Annuitant. However, tax deferral should be provided instead by the pension plan, tax favored retirement plan, or Custodial Account. We may also allow the naming of a contingent annuitant when a Nonqualified Annuity contract is held by an entity which is not eligible for tax deferral benefits under Section 72(u) of the Code. This does not supersede any benefit language which may restrict the use of the contingent annuitant.

For Optimum XTra Annuities, the existing basic Death Benefit (for all decedent ages) is the greater of:

■	The sum of all purchase payments (not including any Credits) less the sum of all proportional withdrawals.
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The sum of your Account Value in the Sub-accounts, the Benefit Fixed Rate Account and your Interim Value in the MVA Fixed Allocations (less the amount of any Credits applied within 12-months prior to the date of death).

“Proportional withdrawals” are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. For example, a withdrawal of 50% of Account Value would be considered as a 50% reduction in Purchase Payments for purposes of calculating the basic Death Benefit.

OPTIONAL DEATH BENEFITS

Several optional Death Benefits are offered for purchase with your Annuity to provide an enhanced level of protection for your beneficiaries. We reserve the right to cease offering any optional death benefit.

Currently, these benefits are only offered in those jurisdictions where we have received regulatory approval and must be elected at the time that you purchase your Annuity. We may, at a later date, allow existing Annuity Owners to purchase an optional Death Benefit subject to our rules and any changes or restrictions in the benefits. The “Combination 5% Roll-up and Highest Anniversary Value” Death Benefit may only be elected individually, and cannot be elected in combination with any other optional Death Benefit. If you elect Spousal Lifetime Five, Spousal Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime 7 Plus or the BIO feature of Highest Daily Lifetime Seven or Highest Daily Lifetime 7 Plus, you are not permitted to elect an optional Death Benefit. With respect to Optimum XTra, under certain circumstances, each Optional Death Benefit that you elect may be reduced by the amount of Credits applied to your purchase payments.

Investment Restrictions may apply if you elect certain optional death benefits.

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Enhanced Beneficiary Protection Optional Death Benefit

The Enhanced Beneficiary Protection Optional Death Benefit is no longer available for new elections. It provides additional amounts to your Beneficiary that may be used to offset federal and state taxes payable on any taxable gains in your Annuity at the time of your death. Whether this benefit is appropriate for you may depend on your particular circumstances, including other financial resources that may be available to your Beneficiary to pay taxes on your Annuity should you die during the accumulation period. No benefit is payable if death occurs on or after the Annuity Date.

The Enhanced Beneficiary Protection Optional Death Benefit provided a benefit payable in addition to the basic Death Benefit and certain other optional death benefits you may elect in conjunction with this benefit. If the Annuity has one Owner, the Owner had to be age 75 or less at the time the benefit is purchased. If an Annuity has joint Owners, the oldest Owner had to be age 75 or less. If an Annuity is owned by an entity, the Annuitant had to be age 75 or less.

Calculation Of Enhanced Beneficiary Protection Optional Death Benefit

If you purchase the Enhanced Beneficiary Protection Optional Death Benefit, the Death Benefit is calculated as follows:

1.	the basic Death Benefit described above;

PLUS

2.	40% of your “Growth” under an Annuity, as defined below.

“Growth” means the sum of your Account Value in the Sub-accounts and your Interim Value in the MVA Fixed Allocations, minus the total of all Purchase Payments (less the amount of any Credits applied within 12-months prior to the date of death, with respect to Optimum XTra) reduced by the sum of all proportional withdrawals.

“Proportional withdrawals” are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. For example, a withdrawal of 50% of Account Value would be considered as a 50% reduction in purchase payments.

The Enhanced Beneficiary Protection Optional Death Benefit is subject to a maximum of 100% of all purchase payments applied to an Annuity at least 12 months prior to the death of the decedent that triggers the payment of the Death Benefit.

The Enhanced Beneficiary Protection Optional Death Benefit was offered in those jurisdictions where we received regulatory approval. Please refer to the section entitled “Tax Considerations” for a discussion of special tax considerations for purchasers of this benefit. The Enhanced Beneficiary Protection Death Benefit was not available if you elected the “Combination 5% Roll-up and Highest Anniversary Value” Death Benefit or the Spousal Lifetime Five Income Benefit, Spousal Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime 7 Plus or the BIO feature.

See Appendix B for examples of how the Enhanced Beneficiary Protection Optional Death Benefit is calculated.

Highest Anniversary Value Death Benefit (“HAV”)

If an Annuity has one Owner, the Owner must be age 79 or less at the time the Highest Anniversary Value Optional Death Benefit is purchased. If an Annuity has joint Owners, the oldest Owner must be age 79 or less. If an Annuity is owned by an entity, the Annuitant must be age 79 or less. Certain of the Portfolios offered as Sub-accounts under the Annuity are not available if you elect the Highest Anniversary Value Death Benefit.

Calculation of Highest Anniversary Value Death Benefit

The HAV Death Benefit depends on whether death occurs before or after the Death Benefit Target Date.

If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greater of:

1.	the basic Death Benefit described above; and
2.	the Highest Anniversary Value as of the Owner’s date of death.

If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:

1.	the basic Death Benefit described above; and
2.	the Highest Anniversary Value on the Death Benefit Target Date plus the sum of all purchase payments (including any Credits applied to such purchase payments more than twelve (12) months prior to date of death or as otherwise provided for under applicable State law) less the sum of all proportional withdrawals since the Death Benefit Target Date.

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The amount determined by this calculation is increased by any purchase payments received after the Owner’s date of death and decreased by any proportional withdrawals since such date.

The Highest Anniversary Value Death Benefit described above is currently being offered in those jurisdictions where we have received regulatory approval. The Highest Anniversary Value Death Benefit is not available if you have elected “Combination 5% Roll-up and Highest Anniversary Value” or the “Highest Daily Value” Death Benefit. It is also not available with Spousal Lifetime Five, Spousal Highest Daily Lifetime Seven, or Spousal Highest Daily Lifetime 7 Plus benefit.

Please refer to the definition of Death Benefit Target Date below. This death benefit may not be an appropriate feature where the Owner’s age is near the age specified in the Death Benefit Target Date. This is because the benefit may not have the same potential for growth as it otherwise would, since there will be fewer contract anniversaries before the death benefit target date is reached. The death benefit target date under this death benefit is earlier than the death benefit target date under the Combination 5% Roll-up and Highest Anniversary Value Death Benefit for Owners who are age 76 or older when an Annuity is issued, which may result in a lower value on the death benefit, since there will be fewer contract anniversaries before the death benefit target date is reached.

See Appendix B for examples of how the Highest Anniversary Value Death Benefit is calculated.

Combination 5% Roll-up and Highest Anniversary Value Death Benefit

If an Annuity has one Owner, the Owner must be age 79 or less at the time the Combination 5% Roll-up and HAV Optional Death Benefit is purchased. If an Annuity has joint Owners, the oldest Owner must be age 79 or less. If the Annuity is owned by an entity, the Annuitant must be age 79 or less.

Certain Portfolios offered as Sub-accounts under an Annuity are not available if you elect the Combination 5% Roll-up and HAV Death Benefit. If you elect this benefit, you must allocate your Account Value in accordance with the then permitted and available option(s). In addition, we reserve the right to require you to use certain asset allocation model(s) if you elect this Death Benefit.

Calculation of the Combination 5% Roll-up and Highest Anniversary Value Death Benefit

The Combination 5% Roll-up and HAV Death Benefit equals the greatest of:

1.	the basic Death Benefit described above; and
2.	the Highest Anniversary Value Death Benefit described above; and
3.	5% Roll-up described below.

The	calculation of the 5% Roll-up depends on whether death occurs before or after the Death Benefit Target Date.

If the Owner dies before the Death Benefit Target Date the 5% Roll up is equal to:

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all purchase payments (including any Credits applied to such purchase payments more than twelve (12) months prior to date of death or as otherwise provided for under applicable State law) increasing at an annual effective interest rate of 5% starting on the date that each Purchase Payment is made and ending on the Owner’s date of death;

MINUS

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the sum of all withdrawals, dollar for dollar up to 5% of the Roll-up value as of the prior contract anniversary (or Issue Date if the withdrawal is in the first contract year). Any withdrawals in excess of the 5% dollar for dollar limit are proportional.

If the Owner dies on or after the Death Benefit Target Date the 5% Roll-up is equal to:

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the 5% Roll-up value as of the Death Benefit Target Date increased by total purchase payments (including any Credits applied to such purchase payments more than twelve (12) months prior to date of death or as otherwise provided for under applicable State law) made after the Death Benefit Target Date;

MINUS

■	the sum of all withdrawals which reduce the 5% Roll-up proportionally.

The amounts calculated in Items 1, 2 and 3 above (before, on or after the Death Benefit Target Date) may be reduced by any Credits under certain circumstances if allowed under applicable State law. Please refer to the definitions of Death Benefit

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Target Date below. This Death Benefit may not be an appropriate feature where the Owner’s age is near the age specified in the Death Benefit Target Date. This is because the benefit may not have the same potential for growth as it otherwise would, since there will be fewer Annuity anniversaries before the Death Benefit Target Date is reached.

The “Combination 5% Roll-up and Highest Anniversary Value” Death Benefit described above is currently being offered in those jurisdictions where we have received regulatory approval. The “Combination 5% Roll-up and Highest Anniversary Value” Death Benefit is not available if you elect any other optional Death Benefit or elect Spousal Lifetime Five, Spousal Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime 7 Plus or the BIO feature.

See Appendix B for examples of how the “Combination 5% Roll-up and Highest Anniversary Value” Death Benefit is calculated.

Key Terms Used with the Highest Anniversary Value Death Benefit and the Combination 5% Roll-up and Highest Anniversary Value Death Benefit:

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The Death Benefit Target Date for the Highest Anniversary Value Death Benefit is the contract anniversary on or after the 80th birthday of the current Owner, the oldest of either joint Owner or the Annuitant, if entity owned.

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The Death Benefit Target Date for the Combination 5% Roll-up and HAV Death Benefit is the later of the contract anniversary on or after the 80th birthday of the current Owner, the oldest of either joint Owner or the Annuitant, if entity owned, or five years after the Issue Date of an Annuity.

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The Highest Anniversary Value equals the highest of all previous “Anniversary Values” less proportional withdrawals since such anniversary and plus any Purchase Payments (including any Credits applied to such Purchase Payments more than twelve (12) months prior to the date of death or as otherwise provided for under applicable State law) since such anniversary.

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The Anniversary Value is the Account Value in the Sub-accounts plus the Interim Value in any MVA Fixed Allocations as of each anniversary of the Issue Date of an Annuity. The Anniversary Value on the Issue Date is equal to your purchase payment. (including any Credits applied to such purchase payments more than twelve (12) months prior to the date of death or as otherwise provided for under applicable State law).

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Proportional Withdrawals are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. Proportional withdrawals result in a reduction to the Highest Anniversary Value or 5% Roll-up value by reducing such value in the same proportion as the Account Value was reduced by the withdrawal as of the date the withdrawal occurred. For example, if your Highest Anniversary Value or 5% Roll-up value is $125,000 and you subsequently withdraw $10,000 at a time when your Account Value is equal to $100,000 (a 10% reduction), when calculating the optional Death Benefit we will reduce your Highest Anniversary Value ($ 125,000) by 10% or $12,500.

Highest Daily Value Death Benefit (“HDV”)

The Highest Daily Value Death Benefit is no longer available for new elections. If an Annuity has one Owner, the Owner must have been age 79 or less at the time the Highest Daily Value Death Benefit was elected. If an Annuity has joint Owners, the older Owner must have been age 79 or less. If there are joint Owners, death of the Owner refers to the first to die of the joint Owners. If an Annuity is owned by an entity, the Annuitant must have been age 79 or less and death of the Owner refers to the death of the Annuitant.

If you elected this benefit, you must allocate your Account Value in accordance with the permitted and available option(s) with this benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, the new requirement would apply only to new elections of the benefit, and we will not compel you to re-allocate your Account Value in accordance with our newly-adopted requirements. Subsequent to any change in requirements, transfers of Account Value and allocation of additional purchase payments may be subject to the new investment limitations.

The HDV Death Benefit depends on whether death occurs before or after the Death Benefit Target Date (see the definitions below).

If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greater of:

1.	the basic Death Benefit described above (including any Credits applied to such purchase payments more than twelve (12) months prior to the date of death); and
2.	the HDV as of the Owner’s date of death.

If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:

1.	the basic Death Benefit described above; and
2.	the HDV on the Death Benefit Target Date plus the sum of all purchase payments (including any Credits applied to such purchase payments more than twelve (12) months prior to the date of death) less the sum of all proportional withdrawals since the Death Benefit Target Date.

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The amount determined by this calculation is increased by any purchase payments received after the Owner’s date of death and decreased by any proportional withdrawals since such date.

The Highest Daily Value Death Benefit described above was offered in those jurisdictions where we received regulatory approval. The Highest Daily Value Death Benefit was not available if you elected the Guaranteed Return Option Plus 2008, Highest Daily GRO, Spousal Lifetime Five, Highest Daily Lifetime Five, Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, the Highest Daily Lifetime 7 Plus benefits, the “Combination 5% Roll-up and Highest Anniversary Value” Death Benefit, or the Highest Anniversary Value Death Benefit.

Key Terms Used with the Highest Daily Value Death Benefit:

■

The Death Benefit Target Date for the Highest Daily Value Death Benefit is the later of an Annuity anniversary on or after the 80th birthday of the current Owner, or the older of either the joint Owner or the Annuitant, if entity owned, or five years after the Issue Date of an Annuity.

■

The Highest Daily Value equals the highest of all previous “Daily Values” less proportional withdrawals since such date and plus any purchase payments (plus associated Credits or as otherwise provided for under applicable State law) since such date.

■

The Daily Value is the Account Value as of the end of each Valuation Day. The Daily Value on the Issue Date is equal to your Purchase Payment (plus associated Credits applied more than twelve (12) months prior to the date of death or as otherwise provided for under applicable State law).

■

Proportional Withdrawals are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. Proportional withdrawals result in a reduction to the Highest Daily Value by reducing such value in the same proportion as the Account Value was reduced by the withdrawal as of the date the withdrawal occurred. For example, if your Highest Daily Value is $125,000 and you subsequently withdraw $10,000 at a time when your Account Value is equal to $100,000 (a 10% reduction), when calculating the optional Death Benefit we will reduce your Highest Daily Value ($125,000) by 10% or $12,500.

Please see Appendix B to this prospectus for a hypothetical example of how the HDV Death Benefit is calculated.

Annuities with Joint Owners

For Annuities with joint Owners, the Death Benefits are calculated as shown above except that the age of the oldest of the joint Owners is used to determine the Death Benefit Target Date. NOTE: If you and your spouse own your Annuity jointly, we will pay the Death Benefit to the Beneficiary. If the sole primary Beneficiary is the surviving spouse, then the surviving spouse can elect to assume ownership of your Annuity and continue the Annuity instead of receiving the Death Benefit.

Annuities Owned by Entities

For Annuities owned by an entity, the Death Benefits are calculated as shown above except that the age of the Annuitant is used to determine the Death Benefit Target Date. Payment of the Death Benefit is based on the death of the Annuitant (or Contingent Annuitant, if applicable).

Can I Terminate the Optional Death Benefits? Do the Optional Death Benefits Terminate under other Circumstances?

You can terminate the Enhanced Beneficiary Protection Death Benefit and the Highest Anniversary Value Death Benefit at any time. The “Combination 5% Roll-up and HAV Death Benefit” and the HDV Death Benefit may not be terminated once elected. The optional Death Benefits will terminate automatically on the Annuity Date. Also, if you elected one of either the Highest Anniversary Value or the Combination 5% Roll-up and HAV Death Benefits and, in addition, are taking withdrawals under a guaranteed minimum withdrawal or a lifetime guaranteed minimum withdrawal benefit, these optional Death Benefits will terminate if such withdrawals cause your Account Value to reduce to zero. We may also terminate any optional Death Benefit if necessary to comply with our interpretation of the Code and applicable regulations. For jointly owned Annuities, the optional death benefits are payable upon the first death of either Owner and therefore terminate and do not continue unless the Annuity is continued by a spouse Beneficiary (see “Spousal Assumption of Annuity” below). Where an Annuity is structured so that it is owned by a grantor trust but the annuitant is not the grantor, then the Annuity is required to terminate upon the death of the grantor if the grantor pre-deceases the annuitant under Section 72(s) of the Code. Under this circumstance, the Surrender Value will be paid to the beneficiary and it is not eligible for the death benefit provided under the Annuity.

What are the Charges for the Optional Death Benefits?

For elections of the Highest Anniversary Value Death Benefit and the Combination 5% Roll-Up and HAV Death Benefit, we impose a charge equal to 0.25% and 0.50%, respectively, per year of the average daily net assets of the Sub-accounts. We deduct a charge equal to 0.25% per year of the average daily net assets of the Sub-accounts for the Enhanced Beneficiary Protection Death Benefit and 0.50% per year of the average daily net assets of the Sub-accounts for the HDV Death Benefit. We deduct the charge for each of these benefits to compensate Prudential Annuities for providing increased insurance protection under the optional Death Benefits. The additional annual charge is deducted daily against your Account Value allocated to the Sub-accounts.

Please refer to the section entitled “Tax Considerations” for additional considerations in relation to the optional Death Benefit.

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PRUDENTIAL ANNUITIES’ ANNUITY REWARDS

What is the Annuity Rewards Benefit?

Annuity Rewards is a death benefit enhancement that Owners can elect when the original CDSC period is over. To be eligible to elect Annuity Rewards, the Account Value on the date that the Annuity Rewards benefit is effective must be greater than the amount that would be payable to the Beneficiary under the Death Benefit (including any amounts payable under any Optional Death Benefit then in effect). In addition, the effective date must occur before annuity payments begin. There can only be one effective date for the Annuity Rewards Death Benefit enhancement. There is no additional charge for electing the Annuity Rewards Death Benefit enhancement.

Annuity Rewards offers Owners the ability to lock in an amount equal to the Account Value in the Sub-accounts plus the MVA Fixed Allocations (without the effect of any MVA) as an enhancement to their current basic Death Benefit, so their beneficiaries will not receive less than an Annuity’s value as of the effective date of the benefit. Under the Annuity Rewards Benefit, Prudential Annuities guarantees that the Death Benefit will not be less than:

♦	your Account Value in the Sub-accounts plus the Interim Value in any MVA Fixed Allocations as of the effective date of the benefit

♦	MINUS any proportional withdrawals following the effective date of the benefit

♦	PLUS any additional purchase payments applied to your Annuity following the effective date of the benefit.

The Annuity Rewards Death Benefit enhancement does not affect the calculation of the basic Death Benefit or any Optional Death Benefits available under an Annuity. If the Death Benefit amount payable under your Annuity’s basic Death Benefit or any Optional Death Benefits you purchase is greater than the enhanced Death Benefit under the Annuity Rewards Benefit on the date the Death Benefit is calculated, your beneficiary will receive the greater amount. Annuity Rewards is not available if your Annuity is held as a Beneficiary Annuity.

PAYMENT OF DEATH BENEFITS

Alternative Death Benefit Payment Options – Annuities owned by Individuals (not associated with Tax-Favored Plans)

Except in the case of a spousal assumption as described below, upon your death, certain distributions must be made under the Annuity. The required distributions depend on whether you die before you start taking annuity payments under the Annuity or after you start taking annuity payments under the Annuity.

If you die on or after the Annuity Date, the remaining portion of the interest in the Annuity must be distributed at least as rapidly as under the method of distribution being used as of the date of death.

In the event of your death before the Annuity Date, the Death Benefit must be distributed:

■	within five (5) years of the date of death (the “5 Year Deadline”); or
■

as a series of payments not extending beyond the life expectancy of the beneficiary or over the life of the beneficiary. Payments under this option must begin within one year of the date of death. If the Beneficiary does not begin installments by such time, then we require that the Beneficiary take the Death Benefit as a lump sum within the 5 Year Deadline.

Unless you have made an election prior to Death Benefit proceeds becoming due, a beneficiary can elect to receive the Death Benefit proceeds under the Beneficiary Continuation Option as described below in the section entitled “Beneficiary Continuation Option,” as a series of required distributions.

Upon our receipt of proof of death, we will send to the beneficiary materials that list these payment options.

Alternative Death Benefit Payment Options – Annuities held by Tax-Favored Plans

The Code provides for alternative death benefit payment options when an Annuity is used as an IRA, 403(b) or other “qualified investment” that requires minimum distributions. Upon your death under an IRA, 403(b) or other “qualified investment”, the designated Beneficiary may generally elect to continue the Annuity and receive Required Minimum Distributions under the Annuity instead of receiving the death benefit in a single payment. The available payment options will depend on whether you die before the date Required Minimum Distributions under the Code were to begin, whether you have named a designated beneficiary and whether the Beneficiary is your surviving spouse.

■

If you die after a designated beneficiary has been named, the death benefit must be distributed by December 31st of the year including the five year anniversary of the date of death, or as periodic payments not extending beyond the life expectancy of the designated beneficiary (provided such payments begin by December 31st of the year following the year of death). If the

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Beneficiary does not begin installments by such time, then we require that the Beneficiary take the Death Benefit as a lump sum within the 5 Year Deadline. However, if your surviving spouse is the beneficiary, the death benefit can be paid out over the life expectancy of your spouse with such payments beginning no later than December 31st of the year following the year of death or December 31st of the year in which you would have reached age 70  1/2, which ever is later. Additionally, if the contract is solely payable to (or for the benefit of) your surviving spouse, then the Annuity may be continued with your spouse as the owner. If your beneficiary elects to receive full distribution by December 31st of the year including the five year anniversary of the date of death, 2009 shall not be included in the five year requirement period. This effectively extends this period to December 31st of the year including the six year anniversary date of death.

■

If you die before a designated beneficiary is named and before the date Required Minimum Distributions must begin under the Code, the death benefit must be paid out by December 31st of the year including the five year anniversary of the date of death. If the Beneficiary does not begin installments by such time, then we require that the Beneficiary take the Death Benefit as a lump sum within the 5 Year Deadline. For contracts where multiple beneficiaries have been named and at least one of the beneficiaries does not qualify as a designated beneficiary and the account has not been divided into separate accounts by December 31st of the year following the year of death, such contract is deemed to have no designated beneficiary. For this distribution requirement also, 2009 shall not be included in the five year requirement period.

■

If you die before a designated beneficiary is named and after the date Required Minimum Distributions must begin under the Code, the death benefit must be paid out at least as rapidly as under the method then in effect. For contracts where multiple beneficiaries have been named and at least one of the beneficiaries does not qualify as a designated beneficiary and the account has not been divided into separate accounts by December 31st of the year following the year of death, such contract is deemed to have no designated beneficiary.

A beneficiary has the flexibility to take out more each year than mandated under the Required Minimum Distribution rules.

Until withdrawn, amounts in an IRA, 403(b) or other “qualified investment” continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the Required Minimum Distribution rules, are subject to tax. You may wish to consult a professional tax advisor for tax advice as to your particular situation.

For a Roth IRA, if death occurs before the entire interest is distributed, the death benefit must be distributed under the same rules applied to IRAs where death occurs before the date Required Minimum Distributions must begin under the Code.

The tax consequences to the beneficiary may vary among the different death benefit payment options. See the Tax Considerations section of this prospectus, and consult your tax advisor.

Beneficiary Continuation Option

Instead of receiving the death benefit in a single payment, or under an Annuity Option, a beneficiary may take the death benefit under an alternative death benefit payment option, as provided by the Code and described above under the sections entitled “Payment of Death Benefits” and “Alternative Death Benefit Payment Options – Annuities Held by Tax-Favored Plans.” This “Beneficiary Continuation Option” is described below and is available for both qualified Annuities (i.e. annuities sold to an IRA, Roth IRA, SEP IRA, or 403(b)) and non-qualified Annuities.

Under the Beneficiary Continuation Option:

■	The beneficiary must apply at least $15,000 to the Beneficiary Continuation Option. Thus, the death benefit must be at least $15,000.
■	The Owner’s Annuity will be continued in the Owner’s name, for the benefit of the beneficiary.
■

Beginning on the date we receive an election by the beneficiary to take the death benefit in a form other than a lump sum, the beneficiary will incur a Settlement Service Charge which is an annual charge assessed on a daily basis against the average assets allocated to the Sub-accounts. For non-qualified Annuities the charge is 1.00% per year, and for qualified Annuities the charge is 1.40% per year.

■

Beginning on the date we receive an election by the beneficiary to take the death benefit in a form other than a lump sum, the beneficiary will incur an annual maintenance fee equal to the lesser of $30 or 2% of Account Value. For non-qualified annuities, the fee will only apply if the Account Value is less than $25,000 at the time the fee is assessed. The fee will not apply if it is assessed 30 days prior to a surrender request.

■

The initial Account Value will be equal to any death benefit (including any optional death benefit) that would have been payable to the beneficiary if the beneficiary had taken a lump sum distribution.

■	The available Sub-accounts will be among those available to the Owner at the time of death, however certain Sub-Accounts may not be available.
■	The beneficiary may request transfers among Sub-accounts, subject to the same limitations and restrictions that applied to the Owner. Transfers in excess of 20 per year will incur a $10 transfer fee.
■

No Fixed Allocations or fixed interest rate options will be offered for the non-qualified Beneficiary Continuation Options. However, for qualified Annuities, the Fixed Allocations will be those offered at the time the Beneficiary Continuation Option is elected.

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■	No additional purchase payments can be applied to the Annuity.
■	The basic death benefit and any optional benefits elected by the Owner will no longer apply to the beneficiary.
■

The beneficiary can request a withdrawal of all or a portion of the Account Value at any time, unless the Beneficiary Continuation Option was the payout predetermined by the Owner and the Owner restricted the beneficiary’s withdrawal rights.

■	Withdrawals are not subject to CDSC.
■

Upon the death of the beneficiary, any remaining Account Value will be paid in a lump sum to the person(s) named by the beneficiary (successor), unless the successor chooses to continue receiving payments.

■

If the beneficiary elects to receive the death benefit proceeds under the Beneficiary Continuation Option, we must receive the election in good order at least 14 days prior to the first required distribution. If, for any reason, the election impedes our ability to complete the first distribution by the required date, we will be unable to accept the election.

Currently only Investment Options corresponding to Portfolios of the Advanced Series Trust are available under the Beneficiary Continuation Option.

In addition to the materials referenced above, the Beneficiary will be provided with a prospectus and a settlement agreement describing the Beneficiary Continuation Option. We may pay compensation to the broker-dealer of record on the Annuity based on amounts held in the Beneficiary Continuation Option. Please contact us for additional information on the availability, restrictions and limitations that will apply to a beneficiary under the Beneficiary Continuation Option.

Spousal Assumption of Annuity

You may name your spouse as your beneficiary. If you and your spouse own your Annuity jointly, we assume that the sole primary beneficiary will be the surviving spouse unless you elect an alternative Beneficiary Designation. Unless you elect an alternative Beneficiary Designation, the spouse beneficiary may elect to assume ownership of the Annuity instead of taking the Death Benefit payment. Any Death Benefit (including any optional Death Benefits) that would have been payable to the beneficiary will become the new Account Value as of the date we receive due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the surviving spouse, the new Account Value will be considered as the initial Purchase Payment. No CDSC will apply to the new Account Value. However, any additional purchase payments applied after the date the assumption is effective will be subject to all provisions of the Annuity, including any CDSC that may apply to the additional purchase payments.

A surviving spouse’s ability to continue ownership of the Annuity may be impacted by the Defense of Marriage Act (see “Managing Your Annuity – Spousal Designations”). Please consult your tax or legal adviser for more information about such impact in your state.

See the section entitled “Managing Your Annuity – Spousal Designations” and “Contingent Annuitant” for a discussion of the treatment of a spousal Contingent Annuitant in the case of the death of the Annuitant in an Annuity owned by a Custodial Account.

When do you determine the Death Benefit?

We determine the amount of the Death Benefit as of the date we receive “due proof of death” (and in certain limited circumstances as of the date of death), any instructions we require to determine the method of payment and any other written representations we require to determine the proper payment of the Death Benefit. “Due proof of death” may include a certified copy of a death certificate, a certified copy of a decree of a court of competent jurisdiction as to the finding of death or other satisfactory proof of death. Upon our receipt of “due proof of death” we automatically transfer the Death Benefit to the AST Money Market Sub-account until we further determine the universe of eligible Beneficiaries. Once the universe of eligible Beneficiaries has been determined each eligible Beneficiary may allocate his or her eligible share of the Death Benefit to an eligible annuity payment option.

Each Beneficiary must make an election as to the method they wish to receive their portion of the Death Benefit. Absent an election of a Death Benefit payment method, no Death Benefit can be paid to the Beneficiary. We may require written acknowledgment of all named Beneficiaries before we can pay the Death Benefit. During the period from the date of death until we receive all required paper work, the amount of the Death Benefit is impacted by the Insurance Charge and may be subject to market fluctuations.

EXCEPTIONS TO AMOUNT OF DEATH BENEFIT

There are certain exceptions to the amount of the Death Benefit.

Submission of Due Proof of Death after One Year. If we receive Due Proof of Death more than one year after the date of death, we reserve the right to limit the Death Benefit to the Account Value on the date we receive Due Proof of Death (i.e., we would not pay the minimum Death Benefit or any Optional Death Benefit).

Death Benefit Suspension Period. You should be aware that there is a Death Benefit suspension period (unless prohibited by applicable law). If the decedent was not the Owner or Annuitant as of the Issue Date (or within 60 days thereafter), and did not become the Owner or Annuitant due to the prior Owner’s or Annuitant’s death, any Death Benefit (including any optional Death

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Benefit) that applies will be suspended for a two-year period as to that person from the date he or she first became Owner or Annuitant. While the two year suspension is in effect, the Death Benefit amount will equal the Account Value plus the Interim Value in the MVA Fixed Allocations, less any Purchase Credits (for Optimum XTra) granted during the period beginning 12 months prior to decedent’s date of death and ending on the date we receive Due Proof of death. Thus, if you had elected an Optional Death Benefit, and the suspension were in effect, you would be paying the fee for the Optional Death Benefit even though during the suspension period your Death Benefit would have been limited to the Account Value plus the Interim Value in the MVA Fixed Allocations. After the two year suspension period is completed, the Death Benefit is the same as if the suspension period had not been in force. See the section of the prospectus above generally with regard to changes of Owner and Annuitant that are allowable.

Beneficiary Annuity. With respect to a Beneficiary Annuity, the Death Benefit is triggered by the death of the beneficial Owner (or the Key Life, if entity-owned). However, if the Annuity is held as a Beneficiary Annuity, the Owner is an entity, and the Key Life is already deceased, then no Death Benefit is payable upon the death of the beneficial Owner.

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VALUING YOUR INVESTMENT

HOW IS MY ACCOUNT VALUE DETERMINED?

During the accumulation period, your Annuity has an Account Value. The Account Value is determined separately for each Sub-account allocation and for each Fixed Allocation. The Account Value is the sum of the values of each Sub-account allocation and the value of each Fixed Allocation. For Annuities with a Highest Daily Lifetime Five election, Account Value also includes the value of any allocation to the Benefit Fixed Rate Account. See the “Living Benefits – Highest Daily Lifetime Five” section of the Prospectus for a description of the Benefit Fixed Rate Account. The Account Value does not reflect any CDSC that may apply to a withdrawal or surrender. The Account Value includes any Credits we applied to your Purchase Payments which we are entitled to take back under certain circumstances. When determining the Account Value on a day more than 30 days prior to an MVA Fixed Allocation’s Maturity Date, the Account Value may include any Market Value Adjustment that would apply to an MVA Fixed Allocation (if withdrawn or transferred) on that day.

WHAT IS THE SURRENDER VALUE OF MY ANNUITY?

The Surrender Value of your Annuity is the value available to you on any day during the accumulation period. The Surrender Value is defined under “Glossary of Terms” above.

HOW AND WHEN DO YOU VALUE THE SUB-ACCOUNTS?

When you allocate Account Value to a Sub-account, you are purchasing units of the Sub-account. Each Sub-account invests exclusively in shares of an underlying Portfolio. The value of the Units fluctuates with the market fluctuations of the Portfolios. The value of the Units also reflects the daily accrual for the Insurance Charge, the Distribution Charge (if applicable), and if you elected one or more optional benefits whose annual charge is deducted daily, the additional charge made for such benefits. There may be several different Unit Prices for each Sub-account to reflect the Insurance Charge, any Distribution Charge and the charges for any optional benefits. The Unit Price for the Units you purchase will be based on the total charges for the benefits that apply to your Annuity. See the section entitled “What Happens to My Units When There is a Change in Daily Asset-Based Charges?” for a detailed discussion of how Units are purchased and redeemed to reflect changes in the daily charges that apply to your Annuity.

Each Valuation Day, we determine the price for a Unit of each Sub-account, called the “Unit Price.” The Unit Price is used for determining the value of transactions involving Units of the Sub-accounts. We determine the number of Units involved in any transaction by dividing the dollar value of the transaction by the Unit Price of the Sub-account as of the Valuation Day.

Example

Assume you allocate $5,000 to a Sub-account. On the Valuation Day you make the allocation, the Unit Price is $14.83. Your $5,000 buys 337.154 Units of the Sub-account. Assume that later, you wish to transfer $3,000 of your Account Value out of that Sub-account and into another Sub-account. On the Valuation Day you request the transfer, the Unit Price of the original Sub-account has increased to $16.79 and the Unit Price of the new Sub-account is $17.83. To transfer $3,000, we sell 178.677 Units at the current Unit Price, leaving you 158.477 Units. We then buy $3,000 of Units of the new Sub-account at the Unit Price of $17.83. You would then have 168.255 Units of the new Sub-account.

HOW DO YOU VALUE FIXED ALLOCATIONS?

During the Guarantee Period, we use the concept of an Interim Value. The Interim Value can be calculated on any day and is equal to the initial value allocated to an MVA Fixed Allocation plus all interest credited to an MVA Fixed Allocation as of the date calculated. The Interim Value does not include the impact of any Market Value Adjustment. If you made any transfers or withdrawals from an MVA Fixed Allocation, the Interim Value will reflect the withdrawal of those amounts and any interest credited to those amounts before they were withdrawn. To determine the Account Value of an MVA Fixed Allocation on any day more than 30 days prior to its Maturity Date, we multiply the Account Value of the MVA Fixed Allocation times the Market Value Adjustment factor.

WHEN DO YOU PROCESS AND VALUE TRANSACTIONS?

Prudential Annuities is generally open to process financial transactions on those days that the New York Stock Exchange (NYSE) is open for trading. There may be circumstances where the NYSE does not open on a regularly scheduled date or time or closes at an earlier time than scheduled (normally 4:00 p.m. EST). Generally, financial transactions requested before the close of the NYSE which meet our requirements will be processed according to the value next determined following the close of business. Financial transactions requested on a non-Valuation Day or after the close of the NYSE will be processed based on the value next computed on the next Valuation Day. There may be circumstances when the opening or closing time of the NYSE is different than other major stock exchanges, such as NASDAQ or the American Stock Exchange. Under such circumstances, the closing time of the NYSE will be used when valuing and processing transactions.

There may be circumstances where the NYSE is open, however, due to inclement weather, natural disaster or other circumstances beyond our control, our offices may be closed or our business processing capabilities may be restricted. Under those circumstances, your Account Value may fluctuate based on changes in the Unit Values, but you may not be able to transfer Account Value, or make a purchase or redemption request.

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The NYSE is closed on the following nationally recognized holidays: New Year’s Day, Martin Luther King, Jr. Day, Washington’s Birthday, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving, and Christmas. On those dates, we will not process any financial transactions involving purchase or redemption orders.

Prudential Annuities will also not process financial transactions involving purchase or redemption orders or transfers on any day that:

■	trading on the NYSE is restricted;
■	an emergency as determined by the SEC, exists making redemption or valuation of securities held in the separate account impractical; or
■	the SEC, by order, permits the suspension or postponement for the protection of security holders.

If, pursuant to SEC rules, the AST Money Market Portfolio suspends payment of redemption proceeds in connection with a liquidation of the Portfolio, we will delay payment of any transfer, full or partial withdrawal, or death benefit from the AST Money Market Sub-account until the Portfolio is liquidated.

Initial Purchase Payments: We are required to allocate your initial Purchase Payment to the Sub-accounts within two (2) Valuation Days after we receive all of our requirements at our office to issue an Annuity. If we do not have all the required information to allow us to issue your Annuity, we may retain the Purchase Payment while we try to reach you or your representative to obtain all of our requirements. If we are unable to obtain all of our required information within five (5) Valuation Days, we are required to return the Purchase Payment to you at that time, unless you specifically consent to our retaining the Purchase Payment while we gather the required information. Once we obtain the required information, we will invest the Purchase Payment (and any associated Credits with respect to Optimum XTra) and issue an Annuity within two (2) Valuation Days. With respect to both your initial Purchase Payment and any subsequent Purchase Payment that is pending investment in our separate account, we may hold the amount temporarily in our general account and may earn interest on such amount. You will not be credited with interest during that period.

As permitted by applicable law, the broker-dealer firm through which you purchase your Annuity may forward your initial Purchase Payment to us prior to approval of your purchase by a registered principal of the firm. These arrangements are subject to a number of regulatory requirements, including that until such time that the insurer is notified of the firm’s principal approval and is provided with the application, or is notified of the firm principal’s rejection, customer funds will be held by the insurer in a segregated bank account. In addition, the insurer must promptly return the customer’s funds at the customer’s request prior to the firm’s principal approval or upon the firm’s rejection of the application. The monies held in the bank account will be held in a suspense account within our general account and we may earn interest on amounts held in that suspense account. Contract owners will not be credited with any interest earned on amounts held in that suspense account. Neither will the amounts be reduced nor increased due to market fluctuations during that period. The monies in such suspense account may be subject to our general creditors. Moreover, because the FINRA rule authorizing the use of such accounts is new, there may be uncertainty as to the segregation and treatment of such insurance company general account assets under applicable Federal and State laws.

Additional Purchase Payments: We will apply any additional Purchase Payments (and any associated Credit with respect to Optimum XTra) on the Valuation Day that we receive the Purchase Payment at our office with satisfactory allocation instructions. We may limit, restrict, suspend or reject any additional purchase payments at any time, on a non-discriminatory basis. Please see “Living Benefits” for further information on additional purchase payments.

Scheduled Transactions: Scheduled transactions include transfers made in connection with dollar cost averaging, the asset allocation program, auto-rebalancing, systematic withdrawals, systematic investments, required minimum distributions, substantially equal periodic payments under Section 72(t) of the Code, or annuity payments. Scheduled transactions are processed and valued as of the date they are scheduled, unless the scheduled day is not a Valuation Day. In that case, the transaction will be processed and valued on the next Valuation Day, unless (with respect to required minimum distributions, substantially equal periodic payments under Section 72(t)/72(q) of the Code, systematic withdrawals and annuity payments only), the next Valuation Day falls in the subsequent calendar year, in which case the transaction will be processed and valued on the prior Valuation Day.

In addition, if: you are taking your Annual Income Amount through our systematic withdrawal program; and the scheduled day is not a Valuation Day; and the next Valuation Day will occur in a new contract year, the transaction will be processed and valued on the prior Valuation Day.

Unscheduled Transactions: “Unscheduled” transactions include any other non-scheduled transfers and requests for Partial Withdrawals or Free Withdrawals or Surrenders. With respect to certain written requests to withdraw Account Value, we may seek to verify the requesting Owner’s signature. Specifically, we reserve the right to perform a signature verification for (a) any withdrawal exceeding a certain dollar amount and (b) a withdrawal exceeding a certain dollar amount if the payee is someone other than the Owner. In addition, we will not honor a withdrawal request in which the requested payee is the Financial Professional or agent of record. We reserve the right to request a signature guarantee with respect to a written withdrawal request. If we do perform a signature verification, we will pay the withdrawal proceeds within 7 days after the withdrawal request was received by us in good order, and will process the transaction in accordance with the discussion in “When Do You Process And Value Transactions?”

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Medically-Related Surrenders & Death Benefits: Medically-Related Surrender requests and Death Benefit claims require our review and evaluation before processing. We price such transactions as of the date we receive at our Office all supporting documentation we require for such transactions and that are satisfactory to us.

We are generally required by law to pay any surrender request or death benefit claims from the Separate Account within 7 days of our receipt of your request in good order.

WHAT HAPPENS TO MY UNITS WHEN THERE IS A CHANGE IN DAILY ASSET-BASED CHARGES?

Termination of Optional Benefits: Except for the Guaranteed Minimum Income Benefit, generally the “Combination 5% Roll-up and Highest Anniversary Value Death Benefit” and the Highest Daily Value Death Benefit, which cannot be terminated by the owner once elected, if any optional benefit terminates, we will no longer deduct the charge we apply to purchase the optional benefit. Certain optional benefits may be added after you have purchased your Annuity. On the date a charge no longer applies or a charge for an optional benefit begins to be deducted, your Annuity will become subject to a different daily asset-based charge. This change may result in the number of Units attributed to your Annuity and the value of those Units being different than it was before the change; however, the adjustment in the number of Units and Unit Price will not affect your Account Value (although the change in charges that are deducted will affect your Account Value).

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TAX CONSIDERATIONS

The tax considerations associated with an Annuity vary depending on whether the contract is (i) owned by an individual or non-natural person, and not associated with a tax-favored retirement plan, or (ii) held under a tax-favored retirement plan. We discuss the tax considerations for these categories of contracts below. The discussion is general in nature and describes only federal income tax law (not state or other tax laws). It is based on current law and interpretations which may change. The information provided is not intended as tax advice. You should consult with a qualified tax advisor for complete information and advice. References to Purchase Payments below relate to the cost basis in your contract. Generally, the cost basis in a contract not associated with a tax-favored retirement plan is the amount you pay into your contract, or into annuities exchanged for your contract, on an after-tax basis less any withdrawals of such payments. Cost basis for a tax-favored retirement plan is provided only in limited circumstances, such as for contributions to a Roth IRA or nondeductible IRA.

The discussion below generally assumes that the Annuity is issued to the Annuity Owner. For Annuities issued under the Beneficiary Continuation Option or as a Beneficiary Annuity, refer to the Taxes Payable by Beneficiaries for Nonqualified Annuity Contracts and Required Distributions Upon Your Death for Qualified Annuity Contracts in this Tax Considerations section.

Same Sex Couples

The summary that follows includes a description of certain spousal rights under the contract and our administration of such spousal rights and related tax reporting. Prior to a recent Supreme Court decision, and consistent with Section 3 of the federal Defense of Marriage Act (“DOMA”), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in United States v. Windsor, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing for federal law purposes a valid same sex marriage. The Windsor decision means that the favorable tax benefits afforded by the federal tax law to an opposite sex spouse under the Internal Revenue Code (IRC) are now available to a same sex spouse.

On August 29, 2013, the Internal Revenue Service (“IRS”) issued guidance on its position regarding same sex marriages for federal tax purposes. If a couple is married in a jurisdiction (including a foreign country) that recognizes same sex marriages, that marriage will be recognized for all federal tax purposes regardless of the law in the jurisdiction where they reside. However, the IRS did not recognize civil unions and registered domestic partnerships as marriages for federal tax purposes. Currently, if a state does not recognize a civil union or a registered domestic partnership as a marriage, it is not a marriage for federal tax purposes.

There are several unanswered questions regarding the scope and impact of the Windsor case both as to the application of federal and state tax law. Absent further guidance from a state to the contrary, we will tax report and withhold at the state level consistent with the characterization of a given transaction under federal tax law (for example, a tax free rollover).

Please consult with your tax or legal advisor before electing the Spousal Benefit for a same sex spouse or civil union partner.

NONQUALIFIED ANNUITY CONTRACTS

In general, as used in this prospectus, a Nonqualified Annuity is owned by an individual or non-natural person and is not associated with a tax-favored retirement plan.

Taxes Payable by You

We believe the Annuity is an annuity contract for tax purposes. Accordingly, as a general rule, you should not pay any tax until you receive money under the contract. Generally, annuity contracts issued by the same company (and affiliates) to you during the same calendar year must be treated as one annuity contract for purposes of determining the amount subject to tax under the rules described below. Charges for investment advisory fees that are taken from the contract are treated as a partial withdrawal from the contract and will be reported as such to the contract Owner.

It is possible that the Internal Revenue Service (IRS) could assert that some or all of the charges for the optional living benefits under the contract should be treated for federal income tax purposes as a partial withdrawal from the contract. If this were the case, the charge for this benefit could be deemed a withdrawal and treated as taxable to the extent there are earnings in the contract. Additionally, for Owners under age 59 1/2, the taxable income attributable to the charge for the benefit could be subject to a tax penalty. If the IRS determines that the charges for one or more benefits under the contract are taxable withdrawals, then the sole or surviving Owner will be provided with a notice from us describing available alternatives regarding these benefits.

You must commence annuity payments or surrender your Annuity no later than the first day of the calendar month next following the maximum Annuity date for your Annuity. For some of our contracts, you are able to choose to defer the Annuity Date beyond the default Annuity date described in your Annuity. However, the IRS may not then consider your contract to be an annuity under the tax law.

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Taxes on Withdrawals and Surrender

If you make a withdrawal from your contract or surrender it before annuity payments begin, the amount you receive will be taxed as ordinary income, rather than as return of Purchase Payments, until all gain has been withdrawn. Once all gain has been withdrawn, payments will be treated as a nontaxable return of Purchase Payments until all Purchase Payments have been returned. After all Purchase Payments are returned, all subsequent amounts will be taxed as ordinary income. You will generally be taxed on any withdrawals from the contract while you are alive even if the withdrawal is paid to someone else. Withdrawals under any of the optional living benefits or as a systematic payment are taxed under these rules. If you assign or pledge all or part of your contract as collateral for a loan, the part assigned generally will be treated as a withdrawal and subject to income tax to the extent of gain. If you transfer your contract for less than full consideration, such as by gift, you will also trigger tax on any gain in the contract. This rule does not apply if you transfer the contract to your spouse or under most circumstances if you transfer the contract incident to divorce.

If you choose to receive payments under an interest payment option, or a Beneficiary chooses to receive a death benefit under an interest payment option, that election will be treated, for tax purposes, as surrendering your Annuity and will immediately subject any gain in the contract to income tax.

Taxes on Annuity Payments

A portion of each annuity payment you receive will be treated as a partial return of your Purchase Payments and will not be taxed. The remaining portion will be taxed as ordinary income. Generally, the nontaxable portion is determined by multiplying the annuity payment you receive by a fraction, the numerator of which is your Purchase Payments (less any amounts previously received tax-free) and the denominator of which is the total expected payments under the contract. After the full amount of your Purchase Payments has been recovered tax-free, the full amount of the annuity payments will be taxable. If annuity payments stop due to the death of the Annuitant before the full amount of your Purchase Payments have been recovered, a tax deduction may be allowed for the unrecovered amount.

If your Account Value is reduced to zero but the Annuity remains in force due to a benefit provision, further distributions from the Annuity will be reported as annuity payments, using an exclusion ratio based upon the undistributed purchase payments in the Annuity and the total value of the anticipated future payments until such time as all Purchase Payments have been recovered.

Please refer to your Annuity contract for the maximum Annuity Date, also described above.

Partial Annuitization

Individuals may partially annuitize their nonqualified annuity if the contract so permits. The tax law allows for a portion of a nonqualified annuity, endowment or life insurance contract to be annuitized while the balance is not annuitized. The annuitized portion must be paid out over 10 or more years or over the lives of one or more individuals. The annuitized portion of the contract is treated as a separate contract for purposes of determining taxability of the payments under IRC section 72. We do not currently permit partial annuitization.

Medicare Tax on Net Investment Income

The Patient Protection and Affordable Care Act, also known as the 2010 Health Care Act, included a new Medicare tax on investment income. This new tax, which became effective in 2013, assesses a 3.8% surtax on the lesser of (1) net investment income or (2) the excess of “modified adjusted gross income” over a threshold amount. The “threshold amount” is $250,000 for married taxpayers filing jointly, $125,000 for married taxpayers filing separately, $200,000 for single taxpayers, and approximately $12,000 for trusts. The taxable portion of payments received as a withdrawal, surrender, annuity payment, death benefit payment or any other actual or deemed distribution under the contract will be considered investment income for purposes of this surtax.

Tax Penalty for Early Withdrawal from a Nonqualified Annuity Contract

You may owe a 10% tax penalty on the taxable part of distributions received from your Nonqualified Annuity contract before you attain age 59 1/2. Amounts are not subject to this tax penalty if:

■	the amount is paid on or after you reach age 59 1/2 or die;
■	the amount received is attributable to your becoming disabled;
■

generally the amount paid or received is in the form of substantially equal payments (as defined in the Code) not less frequently than annually (please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years and modification of payments during that time period will result in retroactive application of the 10% tax penalty); or

■	the amount received is paid under an immediate annuity contract (in which annuity payments begin within one year of purchase).

Other exceptions to this tax may apply. You should consult your tax advisor for further details.

Special Rules in Relation to Tax-free Exchanges Under Section 1035

Section 1035 of the Code permits certain tax-free exchanges of a life insurance, annuity or endowment contract for an annuity, including tax-free exchanges of annuity death benefits for a Beneficiary Annuity. Partial surrenders may be treated in the same way as tax-free 1035 exchanges of entire contracts, therefore avoiding current taxation of the partially exchanged amount as well as the 10% tax penalty on pre-age 59 1/2 withdrawals. In Revenue Procedure 2011-38, the IRS has indicated that, for exchanges on or after

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October 24, 2011, where there is a surrender or distribution from either the initial annuity contract or receiving annuity contract within 180 days of the date on which the partial exchange was completed, the IRS will apply general tax rules to determine the substance and treatment of the original transfer. We strongly urge you to discuss any transaction of this type with your tax advisor before proceeding with the transaction.

If an Annuity is purchased through a tax-free exchange of a life insurance, annuity or endowment contract that was purchased prior to August 14, 1982, then any Purchase Payments made to the original contract prior to August 14, 1982 will be treated as made to the new contract prior to that date. Generally, such pre-August 14, 1982 withdrawals are treated as a recovery of your investment in the contract first until Purchase Payments made before August 14, 1982 are withdrawn. Moreover, income allocable to Purchase Payments made before August 14, 1982, is not subject to the 10% tax penalty.

Taxes Payable by Beneficiaries for Nonqualified Annuity Contracts

The Death Benefit options are subject to ordinary income tax to the extent the distribution exceeds the cost basis in the contract. The value of the Death Benefit, as determined under federal law, is also included in the Owner’s estate for federal estate tax purposes. Generally, the same tax rules described above would also apply to amounts received by your Beneficiary. Choosing an option other than a lump sum Death Benefit may defer taxes. Certain minimum distribution requirements apply upon your death, as discussed further below in the Annuity Qualification section. Tax consequences to the Beneficiary vary depending upon the Death Benefit payment option selected. Generally, for payment of the Death Benefit

■	As a lump sum payment: the Beneficiary is taxed in the year of payment on gain in the contract.
■	Within 5 years of death of Owner: the Beneficiary is taxed as amounts are withdrawn (in this case gain is treated as being distributed first).
■

Under an annuity or annuity settlement option with distribution beginning within one year of the date of death of the Owner: the Beneficiary is taxed on each payment (part will be treated as gain and part as return of Purchase Payments).

Considerations for Contingent Annuitants: We may allow the naming of a contingent Annuitant when a Nonqualified Annuity contract is held by a pension plan or a tax favored retirement plan, or held by a Custodial Account (as defined earlier in this prospectus). In such a situation, the Annuity may no longer qualify for tax deferral where the Annuity contract continues after the death of the Annuitant. However, tax deferral should be provided instead by the pension plan, tax favored retirement plan, or Custodial Account. We may also allow the naming of a contingent annuitant when a Nonqualified Annuity contract is held by an entity owner when such contracts do not qualify for tax deferral under the current tax law. This does not supersede any benefit language which may restrict the use of the contingent annuitant.

Reporting and Withholding on Distributions

Taxable amounts distributed from an Annuity are subject to federal and state income tax reporting and withholding. In general, we will withhold federal income tax from the taxable portion of such distribution based on the type of distribution. In the case of an annuity or similar periodic payment, we will withhold as if you are a married individual with three (3) exemptions unless you designate a different withholding status. If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default. In the case of all other distributions, we will withhold at a 10% rate. You may generally elect not to have tax withheld from your payments. An election out of withholding must be made on forms that we provide. If you are a U.S. person (including resident alien), and your address of record is a non-U.S. address, we are required to withhold income tax unless you provide us with a U.S. residential address.

State income tax withholding rules vary and we will withhold based on the rules of your State of residence. Special tax rules apply to withholding for nonresident aliens, and we generally withhold income tax for nonresident aliens at a 30% rate. A different withholding rate may be applicable to a nonresident alien based on the terms of an existing income tax treaty between the United States and the nonresident alien’s country. Please refer to the discussion below regarding withholding rules for a Qualified Annuity.

Regardless of the amount withheld by us, you are liable for payment of federal and state income tax on the taxable portion of annuity distributions. You should consult with your tax advisor regarding the payment of the correct amount of these income taxes and potential liability if you fail to pay such taxes.

Entity Owners

Where a contract is held by a non-natural person (e.g. a corporation), other than as an agent or nominee for a natural person (or in other limited circumstances), the contract will not be taxed as an annuity and increases in the value of the contract over its cost basis will be subject to tax annually.

Where a contract is issued to a Charitable Remainder Trust (CRT), the contract will not be taxed as an annuity and increases in the value of the contract over its cost basis will be subject to tax annually. As there are charges for the optional living benefits described elsewhere in this prospectus, and such charges reduce the contract value of the Annuity, trustees of the CRT should discuss with their legal advisors whether election of such optional living benefits violates their fiduciary duty to the remainder beneficiary.

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Where a contract is issued to a trust, and such trust is characterized as a grantor trust under the Code, such contract shall not be considered to be held by a non-natural person and will be subject to the tax reporting and withholding requirements generally applicable to a Nonqualified Annuity. At this time, we will not issue an Annuity to grantor trusts with multiple grantors.

At this time, we will not issue an Annuity to a grantor trust where the Grantor is not also the Annuitant. Where a previously issued contract was structured so that it is owned by a grantor trust but the Annuitant is not the grantor, then the contract is required to terminate upon the death of the grantor of the trust if the grantor pre-deceases the Annuitant under Section 72(s) of the Code. Under this circumstance, the contract value will be paid out to the trust and it is not eligible for the death benefit provided under the contract.

Annuity Qualification

Diversification And Investor Control. In order to qualify for the tax rules applicable to annuity contracts described above, the assets underlying the Sub-accounts of an Annuity must be diversified, according to certain rules under the Internal Revenue Code. Each portfolio is required to diversify its investments each quarter so that no more than 55% of the value of its assets is represented by any one investment, no more than 70% is represented by any two investments, no more than 80% is represented by any three investments, and no more than 90% is represented by any four investments. Generally, securities of a single issuer are treated as one investment and obligations of each U.S. Government agency and instrumentality (such as the Government National Mortgage Association) are treated as issued by separate issuers. In addition, any security issued, guaranteed or insured (to the extent so guaranteed or insured) by the United States or an instrumentality of the U.S. will be treated as a security issued by the U.S. Government or its instrumentality, where applicable. We believe the Portfolios underlying the variable Investment Options of the Annuity meet these diversification requirements.

An additional requirement for qualification for the tax treatment described above is that we, and not you as the contract Owner, must have sufficient control over the underlying assets to be treated as the Owner of the underlying assets for tax purposes. While we also believe these investor control rules will be met, the Treasury Department may promulgate guidelines under which a variable annuity will not be treated as an annuity for tax purposes if persons with ownership rights have excessive control over the investments underlying such variable annuity. It is unclear whether such guidelines, if in fact promulgated, would have retroactive effect. It is also unclear what effect, if any, such guidelines might have on transfers between the Investment Options offered pursuant to this prospectus. We reserve the right to take any action, including modifications to your Annuity or the Investment Options, required to comply with such guidelines if promulgated. Any such changes will apply uniformly to affected Owners and will be made with such notice to affected Owners as is feasible under the circumstances.

Required Distributions Upon Your Death for Nonqualified Annuity Contracts. Upon your death, certain distributions must be made under the contract. The required distributions depend on whether you die before you start taking annuity payments under the contract or after you start taking annuity payments under the contract. If you die on or after the Annuity Date, the remaining portion of the interest in the contract must be distributed at least as rapidly as under the method of distribution being used as of the date of death. If you die before the Annuity Date, the entire interest in the contract must be distributed within 5 years after the date of death, or as periodic payments over a period not extending beyond the life or life expectancy of the designated Beneficiary (provided such payments begin within one year of your death). Your designated Beneficiary is the person to whom benefit rights under the contract pass by reason of death, and must be a natural person in order to elect a periodic payment option based on life expectancy or a period exceeding five years. Additionally, if the Annuity is payable to (or for the benefit of) your surviving spouse, that portion of the contract may be continued with your spouse as the Owner. For Nonqualified annuity contracts owned by a non-natural person, the required distribution rules apply upon the death of the Annuitant. This means that for a contract held by a non-natural person (such as a trust) for which there is named a co-annuitant, then such required distributions will be triggered by the death of the first co-annuitants to die.

Changes In Your Annuity. We reserve the right to make any changes we deem necessary to assure that your Annuity qualifies as an annuity contract for tax purposes. Any such changes will apply to all contract Owners and you will be given notice to the extent feasible under the circumstances.

QUALIFIED ANNUITY CONTRACTS

In general, as used in this prospectus, a Qualified Annuity is an Annuity contract with applicable endorsements for a tax-favored plan or a Nonqualified Annuity contract held by a tax-favored retirement plan.

The following is a general discussion of the tax considerations for Qualified Annuity contracts. This Annuity may or may not be available for all types of the tax-favored retirement plans discussed below. This discussion assumes that you have satisfied the eligibility requirements for any tax-favored retirement plan. Please consult your Financial Professional prior to purchase to confirm if this contract is available for a particular type of tax-favored retirement plan or whether we will accept the type of contribution you intend for this contract.

A Qualified annuity may typically be purchased for use in connection with:

■	Individual retirement accounts and annuities (IRAs), including inherited IRAs (which we refer to as a Beneficiary IRA), which are subject to Sections 408(a) and 408(b) of the Code;

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■	Roth IRAs, including inherited Roth IRAs (which we refer to as a Beneficiary Roth IRA) under Section 408A of the Code;
■	A corporate Pension or Profit-sharing plan (subject to 401(a) of the Code);
■	H.R. 10 plans (also known as Keogh Plans, subject to 401(a) of the Code)
■	Tax Sheltered Annuities (subject to 403(b) of the Code, also known as Tax Deferred Annuities or TDAs);
■	Section 457 plans (subject to 457 of the Code).

A Nonqualified annuity may also be purchased by a 401(a) trust or custodial IRA or Roth IRA account, or a Section 457 plan, which can hold other permissible assets. The terms and administration of the trust or custodial account or plan in accordance with the laws and regulations for 401(a) plans, IRAs or Roth IRAs, or a Section 457 plan, as applicable, are the responsibility of the applicable trustee or custodian.

You should be aware that tax favored plans such as IRAs generally provide income tax deferral regardless of whether they invest in annuity contracts. This means that when a tax favored plan invests in an annuity contract, it generally does not result in any additional tax benefits (such as income tax deferral and income tax free transfers).

Types of Tax-favored Plans

IRAs. If you buy an Annuity for use as an IRA, we will provide you a copy of the prospectus and contract. The “IRA Disclosure Statement” and “Roth IRA Disclosure Statement” which accompany the prospectus contain information about eligibility, contribution limits, tax particulars, and other IRA information. In addition to this information (some of which is summarized below), the IRS requires that you have a “Free Look” after making an initial contribution to the contract. During this time, you can cancel the Annuity by notifying us in writing, and we will refund all of the Purchase Payments under the Annuity (or, if provided by applicable state law, the amount credited under the Annuity, if greater), less any applicable federal and state income tax withholding.

Contributions Limits/Rollovers. Subject to the minimum Purchase Payment requirements of an Annuity, you may purchase an Annuity for an IRA in connection with a “rollover” of amounts from a qualified retirement plan, as a transfer from another IRA, by making a contribution consisting of your IRA contributions and catch-up contributions, if applicable, attributable to the prior year during the period from January 1 to April 15 (or the applicable due date of your federal income tax return, without extension), or as a current year contribution. In 2014 the contribution limit is $5,500. The contribution amount is indexed for inflation. The tax law also provides for a catch-up provision for individuals who are age 50 and above, allowing these individuals an additional $1,000 contribution each year. The catch-up amount is not indexed for inflation.

The “rollover” rules under the Code are fairly technical; however, an individual (or his or her surviving spouse) may generally “roll over” certain distributions from tax favored retirement plans (either directly or within 60 days from the date of these distributions) if he or she meets the requirements for distribution. Once you buy an Annuity, you can make regular IRA contributions under the Annuity (to the extent permitted by law). However, if you make such regular IRA contributions, you should note that you will not be able to treat the contract as a “conduit IRA”, which means that you will not retain possible favorable tax treatment if you subsequently “roll over” the contract funds originally derived from a qualified retirement plan or TDA into another Section 401(a) plan or TDA.

In some circumstances, non-spouse Beneficiaries may roll over to an IRA amounts due from qualified plans, 403(b) plans, and governmental 457(b) plans. However, the rollover rules applicable to non-spouse Beneficiaries under the Code are more restrictive than the rollover rules applicable to Owner/participants and spouse Beneficiaries. Generally, non-spouse Beneficiaries may roll over distributions from tax favored retirement plans only as a direct rollover, and if permitted by the plan. For plan years beginning after December 31, 2009, employer retirement plans are required to permit non-spouse Beneficiaries to roll over funds to an inherited IRA. An inherited IRA must be directly rolled over from the employer plan or transferred from an IRA and must be titled in the name of the deceased (i.e., John Doe deceased for the benefit of Jane Doe). No additional contributions can be made to an inherited IRA. In this prospectus, an inherited IRA is also referred to as a Beneficiary Annuity.

Required Provisions. Contracts that are IRAs (or endorsements that are part of the contract) must contain certain provisions:

■	You, as Owner of the contract, must be the “Annuitant” under the contract (except in certain cases involving the division of property under a decree of divorce);
■	Your rights as Owner are non-forfeitable;
■	You cannot sell, assign or pledge the contract;
■	The annual contribution you pay cannot be greater than the maximum amount allowed by law, including catch-up contributions if applicable (which does not include any rollover amounts);
■	The date on which required minimum distributions must begin cannot be later than April 1st of the calendar year after the calendar year you turn age 70 1/2; and
■	Death and annuity payments must meet Required Minimum Distribution rules described below.

Usually, the full amount of any distribution from an IRA (including a distribution from this contract) which is not a rollover is taxable. As taxable income, these distributions are subject to the general tax withholding rules described earlier regarding a Nonqualified Annuity. In addition to this normal tax liability, you may also be liable for the following, depending on your actions:

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■	A 10% early withdrawal penalty described below;
■	Liability for “prohibited transactions” if you, for example, borrow against the value of an IRA; or
■	Failure to take a Required Minimum Distribution, also described below.

SEPs. SEPs are a variation on a standard IRA, and contracts issued to a SEP must satisfy the same general requirements described under IRAs (above). There are, however, some differences:

■

If you participate in a SEP, you generally do not include in income any employer contributions made to the SEP on your behalf up to the lesser of (a) $52,000 in 2014, or (b) 25% of your taxable compensation paid by the contributing employer (not including the employer’s SEP contribution as compensation for these purposes). However, for these purposes, compensation in excess of certain limits established by the IRS will not be considered. In 2014, this limit is $260,000;

■	SEPs must satisfy certain participation and nondiscrimination requirements not generally applicable to IRAs; and
■

SEPs that contain a salary reduction or “SARSEP” provision prior to 1997 may permit salary deferrals up to $17,500 in 2014 with the employer making these contributions to the SEP. However, no new “salary reduction” or “SARSEPs” can be established after 1996. Individuals participating in a SARSEP who are age 50 or above by the end of the year will be permitted to contribute an additional $5,500 in 2014. These amounts are indexed for inflation. Not all Annuities issued by us are available for SARSEPs. You will also be provided the same information, and have the same “Free Look” period, as you would have if you purchased the contract for a standard IRA.

ROTH IRAs. The “Roth IRA Disclosure Statement” contains information about eligibility, contribution limits, tax particulars and other Roth IRA information. Like standard IRAs, income within a Roth IRA accumulates tax-free, and contributions are subject to specific limits. Roth IRAs have, however, the following differences:

■	Contributions to a Roth IRA cannot be deducted from your gross income;
■

“Qualified distributions” from a Roth IRA are excludable from gross income. A “qualified distribution” is a distribution that satisfies two requirements: (1) the distribution must be made (a) after the Owner of the IRA attains age 59 1/2; (b) after the Owner’s death; (c) due to the Owner’s disability; or (d) for a qualified first time homebuyer distribution within the meaning of Section 72(t)(2)(F) of the Code; and (2) the distribution must be made in the year that is at least five tax years after the first year for which a contribution was made to any Roth IRA established for the Owner or five years after a rollover, transfer, or conversion was made from a traditional IRA to a Roth IRA. Distributions from a Roth IRA that are not qualified distributions will be treated as made first from contributions and then from earnings and earnings will be taxed generally in the same manner as distributions from a traditional IRA.

■

If eligible (including meeting income limitations and earnings requirements), you may make contributions to a Roth IRA after attaining age 70 1/2, and distributions are not required to begin upon attaining such age or at any time thereafter.

Subject to the minimum Purchase Payment requirements of an Annuity, you may purchase an Annuity for a Roth IRA in connection with a “rollover” of amounts of another traditional IRA, SEP, SIMPLE-IRA, employer sponsored retirement plan (under sections 401(a) or 403(b) of the Code) or Roth IRA; or, if you meet certain income limitations, by making a contribution consisting of your Roth IRA contributions and catch-up contributions, if applicable, attributable to the prior year during the period from January 1 to April 15 (or the applicable due date of your federal income tax return, without extension), or as a current year contribution. The Code permits persons who receive certain qualifying distributions from such non-Roth IRAs, to directly rollover or make, within 60 days, a “rollover” of all or any part of the amount of such distribution to a Roth IRA which they establish. The conversion of non-Roth accounts triggers current taxation (but is not subject to a 10% early distribution penalty). Once an Annuity has been purchased, regular Roth IRA contributions will be accepted to the extent permitted by law. In addition, an individual receiving an eligible rollover distribution from a designated Roth account under an employer plan may roll over the distribution to a Roth IRA even if the individual is not eligible to make regular contributions to a Roth IRA. Non-spouse Beneficiaries receiving a distribution from an employer sponsored retirement plan under sections 401(a) or 403(b) of the Code can also directly roll over contributions to a Roth IRA. However, it is our understanding of the Code that non-spouse Beneficiaries cannot “rollover” benefits from a traditional IRA to a Roth IRA.

TDAs. In general, you may own a Tax Deferred Annuity (also known as a TDA, Tax Sheltered Annuity (TSA), 403(b) plan or 403(b) annuity) if you are an employee of a tax-exempt organization (as defined under Code Section 501(c)(3)) or a public educational organization, and you may make contributions to a TDA so long as your employer maintains such a plan and your rights to the annuity are non-forfeitable. Contributions to a TDA, and any earnings, are not taxable until distribution. You may also make contributions to a TDA under a salary reduction agreement, generally up to a maximum of $17,500 in 2014. Individuals participating in a TDA who are age 50 or above by the end of the year will be permitted to contribute an additional $5,500 in 2014. This amount is indexed for inflation. Further, you may roll over TDA amounts to another TDA or an IRA. You may also roll over TDA amounts to a qualified retirement plan, a SEP and a 457 government plan. A contract may generally only qualify as a TDA if distributions of salary deferrals (other than “grandfathered” amounts held as of December 31, 1988) may be made only on account of:

■	Your attainment of age 59 1/2;
■	Your severance of employment;
■	Your death;
■	Your total and permanent disability; or
■	Hardship (under limited circumstances, and only related to salary deferrals, not including earnings attributable to these amounts).

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In any event, you must begin receiving distributions from your TDA by April 1st of the calendar year after the calendar year you turn age 70 1/2 or retire, whichever is later. These distribution limits do not apply either to transfers or exchanges of investments under the contract, or to any “direct transfer” of your interest in the contract to another employer’s TDA plan or mutual fund “custodial account” described under Code Section 403(b)(7). Employer contributions to TDAs are subject to the same general contribution, nondiscrimination, and minimum participation rules applicable to “qualified” retirement plans.

Caution: Under IRS regulations we can accept contributions, transfers and rollovers only if we have entered into an information-sharing agreement, or its functional equivalent, with the applicable employer or its agent. In addition, in order to comply with the regulations, we will only process certain transactions (e.g., transfers, withdrawals, hardship distributions and, if applicable, loans) with employer approval. This means that if you request one of these transactions we will not consider your request to be in Good Order, and will not therefore process the transaction, until we receive the employer’s approval in written or electronic form.

Required Minimum Distributions and Payment Options

If you hold the contract under an IRA (or other tax-favored plan), Required Minimum Distribution rules must be satisfied. This means that generally payments must start by April 1 of the year after the year you reach age 70 1/2 and must be made for each year thereafter. For a TDA or a 401(a) plan for which the participant is not a greater than 5% Owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner’s lifetime. The amount of the payment must at least equal the minimum required under the IRS rules. Several choices are available for calculating the minimum amount. More information on the mechanics of this calculation is available on request. Please contact us at a reasonable time before the IRS deadline so that a timely distribution is made. Please note that there is a 50% tax penalty on the amount of any required minimum distribution not made in a timely manner. Required Minimum Distributions are calculated based on the sum of the Account Value and the actuarial value of any additional living and death benefits from optional riders that you have purchased under the contract. As a result, the Required Minimum Distributions may be larger than if the calculation were based on the Account Value only, which may in turn result in an earlier (but not before the required beginning date) distribution of amounts under the Annuity and an increased amount of taxable income distributed to the Annuity Owner, and a reduction of payments under the living and death benefit optional riders.

You can use the Minimum Distribution option to satisfy the Required Minimum Distribution rules for an Annuity without either beginning annuity payments or surrendering the Annuity. We will distribute to you the Required Minimum Distribution amount, less any other partial withdrawals that you made during the year. Such amount will be based on the value of the contract as of December 31 of the prior year, but is determined without regard to other contracts you may own.

Although the IRS rules determine the required amount to be distributed from your IRA each year, certain payment alternatives are still available to you. If you own more than one IRA, you can choose to satisfy your minimum distribution requirement for each of your IRAs by withdrawing that amount from any of your IRAs. If you inherit more than one IRA or more than one Roth IRA from the same Owner, similar rules apply.

Charitable IRA Distributions.

Prior law provided a charitable giving incentive permitting tax-free IRA distributions for charitable purposes. As of the beginning of 2014, this provision has expired and has not been extended. It is possible that Congress will extend this provision retroactively to include some or all of 2014.

For distributions in tax years beginning after 2005 and before 2014, these rules provided an exclusion from gross income, up to $100,000 for otherwise taxable IRA distributions from a traditional or Roth IRA that are qualified charitable distributions. To constitute a qualified charitable distribution, the distribution must be made (1) directly by the IRA trustee to certain qualified charitable organizations and (2) on or after the date the IRA owner attains age 70 1/2. Distributions that are excluded from income under this provision are not taken into account in determining the individual’s deductions, if any, for charitable contributions.

The IRS has indicated that an IRA trustee is not responsible for determining whether a distribution to a charity is one that satisfies the requirements of the charitable giving incentive. Per IRS instructions, we report these distributions as normal IRA distributions on Form 1099-R. Individuals are responsible for reflecting the distributions as charitable IRA distributions on their personal tax returns.

Required Distributions Upon Your Death for Qualified Annuity Contracts

Upon your death under an IRA, Roth IRA, 403(b) or other employer sponsored plan, the designated Beneficiary may generally elect to continue the contract and receive required minimum distributions under the contract instead of receiving the death benefit in a single payment. The available payment options will depend on whether you die before the date required minimum distributions under the Code were to begin, whether you have named a designated Beneficiary and whether that Beneficiary is your surviving spouse.

■

If you die after a designated Beneficiary has been named, the death benefit must be distributed by December 31st of the year including the five year anniversary of the date of death, or as periodic payments not extending beyond the life or life expectancy of the designated Beneficiary (as long as payments begin by December 31st of the year following the year of death). However, if your surviving spouse is the Beneficiary, the death benefit can be paid out over the life or life expectancy of your spouse with

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such payments beginning no later than December 31st of the year following the year of death or December 31st of the year in which you would have reached age 70 1/2, whichever is later. Additionally, if the contract is payable to (or for the benefit of) your surviving spouse as sole primary beneficiary, the contract may be continued with your spouse as the Owner.

■

If you die before a designated Beneficiary is named and before the date required minimum distributions must begin under the Code, the death benefit must be paid out by December 31st of the year including the five year anniversary of the date of death. For contracts where multiple Beneficiaries have been named and at least one of the Beneficiaries does not qualify as a designated Beneficiary and the account has not been divided into separate accounts by December 31st of the year following the year of death, such contract is deemed to have no designated Beneficiary. A designated Beneficiary may elect to apply the rules for no designated Beneficiary if those would provide a smaller payment requirement.

■

If you die before a designated Beneficiary is named and after the date required minimum distributions must begin under the Code, the death benefit must be paid out at least as rapidly as under the method then in effect. For contracts where multiple Beneficiaries have been named and at least one of the Beneficiaries does not qualify as a designated Beneficiary and the account has not been divided into separate accounts by December 31st of the year following the year of death, such contract is deemed to have no designated Beneficiary. A designated Beneficiary may elect to apply the rules for no designated Beneficiary if those would provide a smaller payment requirement.

A Beneficiary has the flexibility to take out more each year than mandated under the required minimum distribution rules.

Until withdrawn, amounts in a Qualified Annuity contract continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the required minimum distribution rules, are subject to tax. You may wish to consult a professional tax advisor for tax advice as to your particular situation.

For a Roth IRA, if death occurs before the entire interest is distributed, the death benefit must be distributed under the same rules applied to IRAs where death occurs before the date required minimum distributions must begin under the Code.

Tax Penalty for Early Withdrawals from Qualified Annuity Contracts

You may owe a 10% tax penalty on the taxable part of distributions received from an IRA, SEP, Roth IRA, TDA or qualified retirement plan before you attain age 59 1/2. Amounts are not subject to this tax penalty if:

■	the amount is paid on or after you reach age 59 1/2 or die;
■	the amount received is attributable to your becoming disabled; or
■

generally the amount paid or received is in the form of substantially equal payments (as defined in the Code) not less frequently than annually. (Please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years. Modification of payments or additional contributions to the contract during that time period will result in retroactive application of the 10% tax penalty.)

Other exceptions to this tax may apply. You should consult your tax advisor for further details.

Withholding

We will withhold federal income tax at the rate of 20% for any eligible rollover distribution paid by us to or for a plan participant, unless such distribution is “directly” rolled over into another qualified plan, IRA (including the IRA variations described above), SEP, 457 government plan or TDA. An eligible rollover distribution is defined under the tax law as a distribution from an employer plan under 401(a), a TDA or a 457 governmental plan, excluding any distribution that is part of a series of substantially equal payments (at least annually) made over the life expectancy of the employee or the joint life expectancies of the employee and his designated Beneficiary, any distribution made for a specified period of 10 years or more, any distribution that is a required minimum distribution and any hardship distribution. Regulations also specify certain other items which are not considered eligible rollover distributions. We will not withhold for payments made from trustee owned contracts or for payments under a 457 plan. For all other distributions, unless you elect otherwise, we will withhold federal income tax from the taxable portion of such distribution at an appropriate percentage. The rate of withholding on annuity payments where no mandatory withholding is required is determined on the basis of the withholding certificate that you file with us. If you do not file a certificate, we will automatically withhold federal taxes on the following basis:

■	For any annuity payments not subject to mandatory withholding, you will have taxes withheld by us as if you are a married individual, with 3 exemptions
■	If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default; and
■	For all other distributions, we will withhold at a 10% rate.

We will provide you with forms and instructions concerning the right to elect that no amount be withheld from payments in the ordinary course. However, you should know that, in any event, you are liable for payment of federal income taxes on the taxable portion of the distributions, and you should consult with your tax advisor to find out more information on your potential liability if you fail to pay such taxes. There may be additional state income tax withholding requirements.

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ERISA Requirements

ERISA (the “Employee Retirement Income Security Act of 1974”) and the Code prevent a fiduciary and other “parties in interest” with respect to a plan (and, for these purposes, an IRA would also constitute a “plan”) from receiving any benefit from any party dealing with the plan, as a result of the sale of the contract. Administrative exemptions under ERISA generally permit the sale of insurance/annuity products to plans, provided that certain information is disclosed to the person purchasing the contract. This information has to do primarily with the fees, charges, discounts and other costs related to the contract, as well as any commissions paid to any agent selling the contract. Information about any applicable fees, charges, discounts, penalties or adjustments may be found in the applicable sections of this prospectus. Information about sales representatives and commissions may be found in the sections of this prospectus addressing distribution of the Annuities.

Other relevant information required by the exemptions is contained in the contract and accompanying documentation.

Please consult with your tax advisor if you have any questions about ERISA and these disclosure requirements.

Spousal Consent Rules for Retirement Plans – Qualified Contracts

If you are married at the time your payments commence, you may be required by federal law to choose an income option that provides survivor annuity income to your spouse, unless your spouse waives that right. Similarly, if you are married at the time of your death, federal law may require all or a portion of the Death Benefit to be paid to your spouse, even if you designated someone else as your Beneficiary. A brief explanation of the applicable rules follows. For more information, consult the terms of your retirement arrangement.

Defined Benefit Plans and Money Purchase Pension Plans. If you are married at the time your payments commence, federal law requires that benefits be paid to you in the form of a “qualified joint and survivor annuity” (QJSA), unless you and your spouse waive that right, in writing. Generally, this means that you will receive a reduced payment during your life and, upon your death, your spouse will receive at least one-half of what you were receiving for life. You may elect to receive another income option if your spouse consents to the election and waives his or her right to receive the QJSA. If your spouse consents to the alternative form of payment, your spouse may not receive any benefits from the plan upon your death. Federal law also requires that the plan pay a Death Benefit to your spouse if you are married and die before you begin receiving your benefit. This benefit must be available in the form of an annuity for your spouse’s lifetime and is called a “qualified pre-retirement survivor annuity” (QPSA). If the plan pays Death Benefits to other Beneficiaries, you may elect to have a Beneficiary other than your spouse receive the Death Benefit, but only if your spouse consents to the election and waives his or her right to receive the QPSA. If your spouse consents to the alternate Beneficiary, your spouse will receive no benefits from the plan upon your death. Any QPSA waiver prior to your attaining age 35 will become null and void on the first day of the calendar year in which you attain age 35, if still employed.

Defined Contribution Plans (including 401(k) Plans and ERISA 403(b) Annuities). Spousal consent to a distribution is generally not required. Upon your death, your spouse will receive the entire Death Benefit, even if you designated someone else as your Beneficiary, unless your spouse consents in writing to waive this right. Also, if you are married and elect an annuity as a periodic income option, federal law requires that you receive a QJSA (as described above), unless you and your spouse consent to waive this right.

IRAs, non-ERISA 403(b) Annuities, and 457 Plans. Spousal consent to a distribution usually is not required. Upon your death, any Death Benefit will be paid to your designated Beneficiary.

Gifts and Generation-skipping Transfers

If you transfer your contract to another person for less than adequate consideration, there may be gift tax consequences in addition to income tax consequences. Also, if you transfer your contract to a person two or more generations younger than you (such as a grandchild or grandniece) or to a person that is more than 37 1/2 years younger than you, there may be generation-skipping transfer tax consequences.

Additional Information

For additional information about federal tax law requirements applicable to IRAs and Roth IRAs, see the IRA Disclosure Statement or Roth IRA Disclosure Statement, as applicable.

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GENERAL INFORMATION

HOW WILL I RECEIVE STATEMENTS AND REPORTS?

We send any statements and reports required by applicable law or regulation to you at your last known address of record. You should therefore give us prompt notice of any address change. We reserve the right, to the extent permitted by law and subject to your prior consent, to provide any prospectus, prospectus supplements, confirmations, statements and reports required by applicable law or regulation to you through our Internet Website at www. prudentialannuities.com or any other electronic means, including diskettes or CD ROMs. We generally send a confirmation statement to you each time a financial transaction is made affecting Account Value, such as making additional Purchase Payments, transfers, exchanges or withdrawals. We may also send quarterly statements detailing the activity affecting your Annuity during the calendar quarter. We may confirm regularly scheduled transactions, including, but not limited to, the Annual Maintenance Fee, Systematic Withdrawals (including 72(t) and 72(q) payments and required minimum distributions), electronic funds transfers, Dollar Cost Averaging, and static rebalancing, in quarterly statements instead of confirming them immediately. You should review the information in these statements carefully. You may request additional reports or copies of reports previously sent. We reserve the right to charge up to $50 for each such additional or previously sent report. We will also send an annual report and a semi-annual report containing applicable financial statements for the Portfolios to Owners or, with your prior consent, make such documents available electronically through our Internet Website or other electronic means.

WHO IS PRUDENTIAL ANNUITIES?

Prudential Annuities Life Assurance Corporation, a Prudential Financial Company, (“Prudential Annuities”) is a stock life insurance company incorporated under the laws of Arizona as of August 31, 2013, formerly incorporated in Connecticut, and is domiciled in Arizona, formerly Connecticut, with licenses in all 50 states, District of Columbia and Puerto Rico. Prudential Annuities is a wholly-owned subsidiary of Prudential Annuities, Inc., whose ultimate parent is Prudential Financial, Inc. Prudential Annuities markets through and in conjunction with registered broker-dealers.

Prudential Annuities offers a wide array of annuities, including (1) deferred variable annuities that are registered with the SEC, including fixed interest rate annuities that are offered as a companion to certain of our variable annuities and are registered because of their market value adjustment feature and (2) fixed annuities that are not registered with the SEC. In addition, Prudential Annuities has in force a relatively small block of variable life insurance policies and immediate variable annuities, but it no longer actively sells such policies.

No company other than Prudential Annuities has any legal responsibility to pay amounts that it owes under its annuity and variable life insurance contracts. Among other things, this means that where you participate in an optional living benefit or death benefit and the value of that benefit (e.g., the Protected Withdrawal for Highest Daily Lifetime 6 Plus) exceeds your current Account Value, you would rely solely on the ability of the issuing insurance company to make payments under the benefit out of its own assets. Prudential Financial, however, exercises significant influence over the operations and capital structure of Prudential Annuities.

Pursuant to the delivery obligations under Section 5 of the Securities Act of 1933 and Rule 159 thereunder, Prudential Annuities Life Assurance Corporation delivers this prospectus to current contract owners that reside outside of the United States.

Prudential Annuities conducts the bulk of its operations through staff employed by it or by affiliated companies within the Prudential Financial family. Certain discrete functions have been delegated to non-affiliates that could be deemed “service providers” under the Investment Company Act of 1940. The entities engaged by Prudential Annuities may change over time. As of December 31, 2013, non-affiliated entities that could be deemed service providers to Prudential Annuities and/or an affiliated insurer within the Prudential Annuities business unit consisted of the following: Alliance-One Services Inc. (administration of variable life policies) located at 55 Hartland Street, East Hartford CT 06108, Broadridge Investor Communication Solutions, Inc. (proxy services and regulatory mailings), 51 Mercedes Way, Edgewood, NY 11717, Depository Trust & Clearing Corporation (clearing and settlement services), 55 Water Street, 26th Floor, New York, NY 10041, Diversified Information Technologies Inc. (records management and administration of annuity contracts), 123 Wyoming Avenue, Scranton, PA 18503, ExlService Holdings, Inc., (administration of annuity contracts), 350 Park Avenue, 10th Floor, New York, NY 10022, National Financial Services (clearing and settlement services) 82 Devonshire Street Boston, MA 02109, NEPS, LLC (composition, printing, and mailing of contracts and benefit documents), 12 Manor Parkway, Salem, NJ 03079, Pershing LLC (order-entry systems provider), One Pershing Plaza, Jersey City, NJ 07399.

WHAT ARE SEPARATE ACCOUNTS?

The separate accounts are where Prudential Annuities sets aside and invests the assets of some of our annuities. These separate accounts were established under the laws of the State of Connecticut. The assets of each separate account are held in the name of Prudential Annuities, and legally belong to us. Prudential Annuities Life Assurance Corporation segregates the Separate Account assets from all of its other assets. Thus, Separate Account assets that are held in support of the contracts are not chargeable with liabilities arising out of any other business we may conduct. Thus, income, gains and losses from assets allocated to a separate account are credited to or charged against each such separate account, without regard to other income, gains, or losses of Prudential Annuities or of any other of our separate accounts. The obligations under the Annuities are those of Prudential Annuities, which is the issuer of the Annuities and the depositor of the separate accounts. More detailed information about Prudential Annuities, including its audited consolidated financial statements, is provided in the Statement of Additional Information.

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Separate Account B

During the accumulation period, the assets supporting obligations based on allocations to the Sub-accounts are held in Sub-accounts of Prudential Annuities Life Assurance Corporation Variable Account B, also referred to as “Separate Account B”. Separate Account B was established by us pursuant to Connecticut law on November 25, 1987. Separate Account B also holds assets of other annuities issued by us with values and benefits that vary according to the investment performance of Separate Account B. Effective August 31, 2013, Prudential Annuities Life Assurance Corporation changed its domicile from Connecticut to Arizona. As a result of this change, the Arizona Department of Insurance is our principal regulatory authority and all of our separate accounts including Separate Account B, will now be operated in accordance with the laws of Arizona.

Separate Account B consists of multiple Sub-accounts. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. The name of each Sub-account generally corresponds to the name of the underlying Portfolio. Each Sub-account in Separate Account B may have several different Unit Prices to reflect the Insurance Charge, Distribution Charge (when applicable) and the charges for any optional benefits that are offered under the Annuities issued by us through Separate Account B. Separate Account B is registered with the SEC under the Investment Company Act of 1940 (“Investment Company Act”) as a unit investment trust, which is a type of investment company. The SEC does not supervise investment policies, management or practices of Separate Account B. We may offer new Sub-accounts, eliminate Sub-accounts, or combine Sub-accounts at our sole discretion. We may also close Sub-accounts to additional purchase payments on existing Annuities or close Sub-accounts for Annuities purchased on or after specified dates. We will first notify you and receive any necessary SEC and/or state approval before making such a change. If an underlying mutual fund is liquidated, we will ask you to reallocate any amount in the liquidated fund. If you do not reallocate these amounts, we will reallocate such amounts only in accordance with SEC pronouncements and only after obtaining an order from the SEC, if required. If investment in the Portfolios or a particular Portfolio is no longer possible, in our discretion becomes inappropriate for purposes the Annuity, or for any other rationale in our sole judgment, we may substitute another portfolio or investment portfolios without your consent. The substituted portfolio may have different fees and expenses. Substitution may be made with respect to existing investments or the investment of future Purchase Payments, or both. However, we will not make such substitution without any required approval of the SEC and any applicable state insurance departments. In addition, we may close Portfolios to allocation of Purchase Payments or Account Value, or both, at any time in our sole discretion. We do not control the underlying mutual funds, so we cannot guarantee that any of those funds will always be available.

If you are enrolled in a Dollar Cost Averaging, Asset Rebalancing, or comparable programs while an underlying fund merger, substitution or liquidation takes place, unless otherwise noted in any communication from us, your Account Value invested in such underlying fund will be transferred automatically to the designated surviving fund in the case of mergers, the replacement fund in the case of substitutions, and an available Money Market Fund in the case of fund liquidations. Your enrollment instructions will be automatically updated to reflect the surviving fund, the replacement fund or a Money Market Fund for any continued and future investments.

Values and benefits based on allocations to the Sub-accounts will vary with the investment performance of the underlying mutual funds or fund portfolios, as applicable. We do not guarantee the investment results of any Sub-account. Your Account Value allocated to the Sub-accounts may increase or decrease. You bear the entire investment risk. There is no assurance that the Account Value of your Annuity will equal or be greater than the total of the purchase payments you make to us.

Separate Account D

During the accumulation period, assets supporting our obligations based on Fixed Allocations are held in Prudential Annuities Life Assurance Corporation Separate Account D, also referred to as “Separate Account D”. Such obligations are based on the fixed interest rates we credit to Fixed Allocations and the terms of the Annuities. These obligations do not depend on the investment performance of the assets in Separate Account D. Separate Account D was established by us pursuant to Connecticut law.

Based on our redomestication from Connecticut to Arizona, however, all our Separate Accounts, including Separate Account D, will be operated in accordance with the laws of Arizona, effective August 31, 2013.

There are no units in Separate Account D. The Fixed Allocations are guaranteed by our general account. An Annuity Owner who allocates a portion of their Account Value to Separate Account D does not participate in the investment gain or loss on assets maintained in Separate Account D. Such gain or loss accrues solely to us. We retain the risk that the value of the assets in Separate Account D may drop below the reserves and other liabilities we must maintain. Should the value of the assets in Separate Account D drop below the reserve and other liabilities we must maintain in relation to the annuities supported by such assets, we will transfer assets from our general account to Separate Account D to make up the difference. We have the right to transfer to our general account any assets of Separate Account D in excess of such reserves and other liabilities. We maintain assets in Separate Account D supporting a number of annuities we offer.

We may employ investment managers to manage the assets maintained in Separate Account D. Each manager we employ is responsible for investment management of a different portion of Separate Account D. From time to time additional investment managers may be employed or investment managers may cease being employed. We are under no obligation to employ or continue to

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employ any investment manager(s) and have sole discretion over the investment managers we retain. We are not obligated to invest according to specific guidelines or strategies except as may be required by Arizona and other state insurance laws.

WHAT IS THE LEGAL STRUCTURE OF THE UNDERLYING FUNDS?

Each underlying mutual fund is registered as an open-end management investment company under the Investment Company Act. Shares of the underlying mutual fund portfolios are sold to separate accounts of life insurance companies offering variable annuity and variable life insurance products. The shares may also be sold directly to qualified pension and retirement plans.

Voting Rights

We are the legal owner of the shares of the underlying mutual funds in which the Sub-accounts invest. However, under SEC rules, you have voting rights in relation to Account Value maintained in the Sub-accounts. If an underlying mutual fund portfolio requests a vote of shareholders, we will vote our shares based on instructions received from Owners with Account Value allocated to that Sub-account. Owners have the right to vote an amount equal to the number of shares attributable to their contracts. If we do not receive voting instructions in relation to certain shares, we will vote those shares in the same manner and proportion as the shares for which we have received instructions. This voting procedure is sometimes referred to as “mirror voting” because, as indicated in the immediately preceding sentence, we mirror the votes that are actually cast, rather than decide on our own how to vote. We will also “mirror vote” shares within the separate account that are owned directly by us or by an affiliate. In addition, because all the shares of a given mutual fund held within our separate account are legally owned by us, we intend to vote all of such shares when that underlying fund seeks a vote of its shareholders. As such, all such shares will be counted towards whether there is a quorum at the underlying fund’s shareholder meeting and towards the ultimate outcome of the vote. Thus, under “mirror voting,” it is possible that the votes of a small percentage of contractholders who actually vote will determine the ultimate outcome. We will furnish those Owners who have Account Value allocated to a Sub-account whose underlying mutual fund portfolio has requested a “proxy” vote with proxy materials and the necessary forms to provide us with their voting instructions. Generally, you will be asked to provide instructions for us to vote on matters such as changes in a fundamental investment strategy, adoption of a new investment advisory agreement, or matters relating to the structure of the underlying mutual fund that require a vote of shareholders.

Advanced Series Trust (the “Trust”) has obtained an exemption from the Securities and Exchange Commission that permits its co-investment advisers, AST Investment Services, Inc. and Prudential Investments LLC, subject to approval by the Board of Trustees of the Trust, to change sub-advisors for a Portfolio and to enter into new sub-advisory agreements, without obtaining shareholder approval of the changes. This exemption (which is similar to exemptions granted to other investment companies that are organized in a similar manner as the Trust) is intended to facilitate the efficient supervision and management of the sub-advisors by AST Investment Services, Inc., Prudential Investments LLC and the Trustees. The Trust is required, under the terms of the exemption, to provide certain information to shareholders following these types of changes. We may add new Sub-accounts that invest in a series of underlying funds other than the Trust that is managed by an affiliate. Such series of funds may have a similar order from the SEC. You also should review the prospectuses for the other underlying funds in which various Sub-accounts invest as to whether they have obtained similar orders from the SEC.

Material Conflicts

It is possible that differences may occur between companies that offer shares of an underlying mutual fund portfolio to their respective separate accounts issuing variable annuities and/or variable life insurance products. Differences may also occur surrounding the offering of an underlying mutual fund portfolio to variable life insurance policies and variable annuity contracts that we offer. Under certain circumstances, these differences could be considered “material conflicts,” in which case we would take necessary action to protect persons with voting rights under our variable annuity contracts and variable life insurance policies against persons with voting rights under other insurance companies’ variable insurance products. If a “material conflict” were to arise between owners of variable annuity contracts and variable life insurance policies issued by us we would take necessary action to treat such persons equitably in resolving the conflict. “Material conflicts” could arise due to differences in voting instructions between owners of variable life insurance and variable annuity contracts of the same or different companies. We monitor any potential conflicts that may exist.

Service Fees Payable to Prudential Annuities

Prudential Annuities and/or our affiliates receive substantial payments from certain underlying portfolios and/or related entities. Those payments may include Rule 12b-1 fees, administrative fees and “revenue sharing” payments. Rule 12b-1 fees compensate our affiliated principal underwriter for a variety of services, including distribution services. Administrative fees compensate us for providing administrative services with respect to owners invested indirectly in the portfolio, including recordkeeping services and the mailing of prospectuses and reports. We may also receive “revenue sharing” payments, which are payments from investment advisers or other service providers to the portfolios. Some fees, such as Rule 12b-1 are paid directly by the portfolio, and some fees are paid by service providers to the portfolios. In any case, however, the existence of these payments tends to increase the overall cost of investing in the portfolios. Because these payments are made to us, allocations you make to the underlying portfolios benefit us financially. In selecting portfolios available under the annuity, we consider the payments made to us.

Effective February 25, 2013, most AST Portfolios adopted a Rule 12b-1 fee. Prior to that fee, most AST Portfolios had an administrative services fee. The Rule 12b-1 fee compensates us and our affiliates for shareholder servicing, administrative,

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distribution and other services. We also receive “revenue sharing” payments from the advisers to the underlying portfolios. As of March 1, 2013, the maximum combined fees and revenue sharing payments we receive with respect to a portfolio are equal to an annual rate of 0.55% the average assets allocated to the portfolio under the Annuity. These agreements may be different for each underlying mutual fund whose portfolios are offered as Sub-accounts. We expect to make a profit on these fees and payments.

In addition, an investment adviser, sub-adviser or distributor of the underlying Portfolios may also compensate us by providing reimbursement, defraying the costs of, or paying directly for, among other things, marketing and/or administrative services and/or other services they provide in connection with the Annuity. These services may include, but are not limited to: sponsoring or co-sponsoring various promotional, educational or marketing meetings and seminars attended by distributors, wholesalers, and/or broker dealer firms’ registered representatives, and creating marketing material discussing the contract, available options, and underlying Portfolios. The amounts paid depend on the nature of the meetings, the number of meetings attended by the adviser, sub-adviser, or distributor, the number of participants and attendees at the meetings, the costs expected to be incurred, and the level of the adviser’s, sub-adviser’s or distributor’s participation. These payments or reimbursements may not be offered by all advisers, sub-advisers, or distributor and the amounts of such payments may vary between and among each adviser, sub-adviser and distributor depending on their respective participation.

During 2013, with regard to amounts that were paid under the kinds of arrangements described immediately above, the amounts ranged from approximately $1,102.17 to approximately $228,242.01. These amounts may have been paid to one or more Prudential-affiliated insurers issuing individual variable annuities.

WHO DISTRIBUTES ANNUITIES OFFERED BY PRUDENTIAL ANNUITIES?

Prudential Annuities Distributors, Inc. (PAD), a wholly-owned subsidiary of Prudential Annuities, Inc., is the distributor and principal underwriter of the Annuities offered through this prospectus. PAD acts as the distributor of a number of annuity and life insurance products. PAD’s principal business address is One Corporate Drive, Shelton, Connecticut 06484. PAD is registered as a broker-dealer under the Securities Exchange Act of 1934 (Exchange Act), and is a member of the Financial Industry Regulatory Authority (FINRA). Each Annuity is offered on a continuous basis. PAD enters into distribution agreements with broker-dealers who are registered under the Exchange Act and with entities that may offer the Annuities but are exempt from registration (“firms”). Applications for each Annuity are solicited by registered representatives of those firms. In addition, PAD may offer the Annuities directly to potential purchasers.

Prudential Annuities sells its annuity products through multiple distribution channels, including (1) independent broker-dealer firms and financial planners; (2) broker-dealers that are members of the New York Stock Exchange, including “wirehouse” and regional broker-dealer firms; and (3) broker-dealers affiliated with banks or that specialize in marketing to customers of banks. Although we are active in each of those distribution channels, the majority of our sales have come from the independent broker-dealer firms and financial planners. On June 1, 2006, The Prudential Insurance Company of America, an affiliate of Prudential Annuities, acquired the variable annuity business of The Allstate Corporation (“Allstate”), which included exclusive access to the Allstate affiliated broker-dealer until May 31, 2008. We began selling variable annuities through the Allstate affiliated broker-dealer registered representatives in the third quarter of 2006.

Under the selling agreements, commissions are paid to firms on sales of the Annuities according to one or more schedules. The registered representative will receive a portion of the compensation, depending on the practice of his or her firm. Commissions are generally based on a percentage of Purchase Payments made, up to a maximum of 6.0% for Optimum XTra. Alternative compensation schedules are available that generally provide a lower initial commission plus ongoing quarterly compensation based on all or a portion of the Account Value. We may also provide compensation to the distributing firm for providing ongoing service to you in relation to your Annuity. Commissions and other compensation paid in relation to your Annuity do not result in any additional charge to you or to the Separate Account.

In addition, in an effort to promote the sale of our products (which may include the placement of Prudential Annuities and/or the Annuities on a preferred or recommended company or product list and/or access to the firm’s registered representatives), we or PAD may enter into compensation arrangements with certain broker-dealer firms (including LPL Financial Corporation) with respect to certain or all registered representatives of such firms under which such firms may receive separate compensation or reimbursement for, among other things, training of sales personnel and/or marketing and/or administrative services and/or other services they provide. These services may include, but are not limited to: educating customers of the firm on the Annuity’s features; conducting due diligence and analysis, providing office access, operations and systems support; holding seminars intended to educate the firm’s registered representatives and make them more knowledgeable about the Annuities; providing a dedicated marketing coordinator; providing priority sales desk support; and providing expedited marketing compliance approval. To the extent permitted by FINRA rules and other applicable laws and regulations, PAD may pay or allow other promotional incentives or payments in the form of cash or non-cash compensation (e.g., gifts, occasional meals and entertainment, sponsorship of training and due diligence events). These arrangements may not be offered to all firms and the terms of such arrangements may differ between firms. In addition, we or our affiliates may provide such compensation, payments and/or incentives to firms arising out of the marketing, sale and/or servicing of variable annuities or life insurance offered by different Prudential business units.

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You should note that firms and individual registered representatives and branch managers within some firms participating in one of these compensation arrangements might receive greater compensation for selling the Annuities than for selling a different annuity that is not eligible for these compensation arrangements. While compensation is generally taken into account as an expense in considering the charges applicable to an annuity product, any such compensation will be paid by us or PAD and will not result in any additional charge to you. Overall compensation paid to the distributing firm does not exceed, based on actuarial assumptions, 8.5% of the total purchase payments made. Your registered representative can provide you with more information about the compensation arrangements that apply upon the sale of the Annuity. Further information about the firms that are part of these compensation arrangements appears in the Statement of Additional Information, which is available without charge upon request.

We or PAD also may compensate third-party vendors, for services that such vendors render to broker-dealer firms. To the extent permitted by the FINRA rules and other applicable laws and regulations, PAD may pay or allow other promotional incentives or payments in the forms of cash or non-cash compensation. These arrangements may not be offered to all firms and the terms of such arrangements may differ between firms.

The list below identifies three general types of payments that PAD pays to registered broker-dealers and firms which are broadly defined as follows:

■

Percentage Payments based upon “Assets under Management” or “AUM”: This type of payment is a percentage payment that is based upon assets, subject to certain criteria in certain held in all Prudential Annuities products.

■

Percentage Payments based upon sales: This type of payment is a percentage payment that is based upon the total amount of money received as purchase payments under Prudential Annuities annuity products sold through the firm.

■	Fixed Payments: These types of payments are made directly to or in sponsorship of the firm.
■

Examples of arrangements under which such payments may be made currently include, but are not limited to: sponsorships, conferences (national, regional and top producer), speaker fees, promotional items and reimbursements to firms for marketing activities or services paid by the firms and/or their registered representatives. The amount of these payments varies widely because some payments may encompass only a single event, such as a conference, and others have a much broader scope. In addition, we may make payments periodically during the relationship for systems, operational and other support.

The list below includes the names of the firms that we are aware (as of December 31, 2013) received payment with respect to annuity business during 2013 (or as to which a payment amount was accrued during 2013). The firms listed below include those receiving payments in connection with marketing of products issued by Prudential Annuities Life Assurance Corporation. Your registered representative can provide you with more information about the compensation arrangements that apply upon request. During 2013, the least amount paid, and greatest amount paid, were $2.41 and $6,772,615.62, respectively.

Name of Firm:

Cetera Financial Specialists

Cetera Investment Services

CFD Investments, Inc.

Commonwealth Financial Network

Crown Capital Securities, L.P.

CUNA Brokerage Svcs, Inc.

CUSO Financial Services, L.P.

Equity Services, Inc.

First Allied Securities Inc

FSC Securities Corp.

Gary Goldberg & Co., Inc.

Geneos Wealth Management, Inc.

H. Beck, Inc.

Hantz Financial Services, Inc.

ING Financial Partners, LLC

Invest Financial Corporation

Investacorp

Investment Centers of America

Investment Professionals

Investors Capital Corporation

Janney Montgomery Scott, LLC.

Legend Equities Corporation

Lincoln Financial Advisors

Lincoln Financial Securities Corporation

Lincoln Investment Planning

LPL Financial Corporation

LPL Financial Corporation (OAP)

M Holdings Securities, Inc

MetLife

Mutual Service Corporation

National Planning Corporation

Next Financial Group, Inc.

NFP Securities, Inc.

PNC Investments, LLC

ProEquities

Questar Capital Corporation

Raymond James & Associates

Raymond James Financial Services

RBC Capital Markets Corporation

Robert W. Baird & Co., Inc.

Royal Alliance Associates

SagePoint Financial, Inc.

Sammons Securities Co., LLC

Securian Financial Services, Inc.

Securities America, Inc.

Securities Service Network

Sigma Financial Corporation

Signator Investors, Inc.

SII Investments, Inc.

Spelman & Co., Inc.

Stifel Nicolaus & Co.

Summit Brokerage Services, Inc

TFS Securities, Inc.

The Investment Center

TransAmerica Financial Advisors, Inc.

Triad Advisors, Inc.

UBS Financial Services, Inc.

United Planners Financial Services.

Wall Street Financial Group

Waterstone Financial Group Inc

Wells Fargo Advisors LLC

Wells Fargo Advisors LLC – Wealth

Wells Fargo Investments LLC

Woodbury Financial Services

World Group Securities, Inc.

WRP Investments, Inc

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Prudential Annuities Life Assurance Corporation incorporates by reference into the prospectus its latest annual report on Form 10-K filed pursuant to Section 13(a) or Section 15(d) of the Exchange Act since the end of the fiscal year covered by its latest annual report. In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act also are incorporated into the prospectus by reference. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into the prospectus but not delivered with the prospectus. Such information will be provided upon written or oral request at no cost to the requester by writing to Prudential Annuities Life Assurance Corporation, One Corporate Drive, Shelton, CT 06484 or by calling 888-PRU-2888. We file periodic reports as required under the Securities Exchange Act of 1934. The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy, and information statements, and other information regarding issuers that file electronically with the SEC (see http://www.sec.gov). Our internet address is http://www.prudentialannuities.com.

FINANCIAL STATEMENTS

The financial statements of the Separate Account and Prudential Annuities Life Assurance Corporation are included in the Statement of Additional Information.

HOW TO CONTACT US

Please communicate with us using the telephone number and addresses below for the purposes described. Failure to send mail to the proper address may result in a delay in our receiving and processing your request.

Prudential’s Customer Service Team

Call our Customer Service Team at 1-888-PRU-2888 during normal business hours.

Internet

Access information about your Annuity through our website: www.prudentialannuities.com

Correspondence Sent by Regular Mail

Prudential Annuity Service Center

P.O. Box 7960

Philadelphia, PA 19176

Correspondence Sent by Overnight, Certified or Registered Mail

Prudential Annuity Service Center

2101 Welsh Road

Dresher, PA 19025

Correspondence sent by regular mail to our Service Center should be sent to the address shown above. Your correspondence will be picked up at this address and then delivered to our Service Center. Your correspondence is not considered received by us until it is received at our Service Center. Where this Prospectus refers to the day when we receive a purchase payment, request, election, notice, transfer or any other transaction request from you, we mean the day on which that item (or the last requirement needed for us to process that item) arrives in complete and proper form at our Service Center or via the appropriate telephone or fax number if the item is a type we accept by those means. There are two main exceptions: if the item arrives at our Service Center (1) on a day that is not a business day, or (2) after the close of a business day, then, in each case, we are deemed to have received that item on the next business day.

You can obtain account information by calling our automated response system and at www. prudentialannuities.com, our Internet Website. Our Customer Service representatives are also available during business hours to provide you with information about your account. You can request certain transactions through our telephone voice response system, our Internet Website or through a customer service representative. You can provide authorization for a third party, including your attorney-in-fact acting pursuant to a power of attorney or your Financial Professional, to access your account information and perform certain transactions on your account. You will need to complete a form provided by us which identifies those transactions that you wish to authorize via telephonic and electronic means and whether you wish to authorize a third party to perform any such transactions. Please note that unless you tell us otherwise, we deem that all transactions that are directed by your Financial Professional with respect to your Annuity have been authorized by you. We require that you or your representative provide proper identification before performing transactions over the telephone or through our Internet Website. This may include a Personal Identification Number (PIN) that will be provided to you upon issue of your Annuity or you may establish or change your PIN by calling our automated response system and at www. prudentialannuities.com, our Internet Website. Any third party that you authorize to perform financial transactions on your account will be assigned a PIN for your account.

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Transactions requested via telephone are recorded. To the extent permitted by law, we will not be responsible for any claims, loss, liability or expense in connection with a transaction requested by telephone or other electronic means if we acted on such transaction instructions after following reasonable procedures to identify those persons authorized to perform transactions on your Annuity using verification methods which may include a request for your Social Security number, PIN or other form of electronic identification. We may be liable for losses due to unauthorized or fraudulent instructions if we did not follow such procedures.

Prudential Annuities does not guarantee access to telephonic, facsimile, Internet or any other electronic information or that we will be able to accept transaction instructions via such means at all times. Regular and/or express mail will be the only means by which we will accept transaction instructions when telephonic, facsimile, Internet or any other electronic means are unavailable or delayed. Prudential Annuities reserves the right to limit, restrict or terminate telephonic, facsimile, Internet or any other electronic transaction privileges at any time.

INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL PROCEEDINGS

Litigation and Regulatory Matters

Prudential Annuities is subject to legal and regulatory actions in the ordinary course of our business. Pending legal and regulatory actions include proceedings specific to us and proceedings generally applicable to business practices in the industry in which we operate. Prudential Annuities is subject to class action lawsuits and other litigation involving a variety of issues and allegations involving sales practices, claims payments and procedures, premium charges, policy servicing and breach of fiduciary duty to customers. Prudential Annuities is also subject to litigation arising out of its general business activities, such as its investments, contracts, leases and labor and employment relationships, including claims of discrimination and harassment, and could be exposed to claims or litigation concerning certain business or process patents. In some of the pending legal and regulatory actions, plaintiffs are seeking large and/or indeterminate amounts, including punitive or exemplary damages. In addition, Prudential Annuities, along with other participants in the businesses in which we engage, may be subject from time to time to investigations, examinations and inquiries, in some cases industry-wide, concerning issues or matters upon which such regulators have determined to focus. In some of Prudential Annuities’ pending legal and regulatory actions, parties are seeking large and/or indeterminate amounts, including punitive or exemplary damages. The outcome of litigation or a regulatory matter, and the amount or range of potential loss at any particular time, is often inherently uncertain. The following is a summary of certain pending proceedings.

Prudential Annuities establishes accruals for litigation and regulatory matters when it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but the matter, if material, is disclosed, including matters discussed below. Prudential Annuities estimates that as of December 31, 2013, the aggregate range of reasonably possible losses in excess of accruals established for those litigation and regulatory matters for which such an estimate currently can be made is $0 to approximately $5.4 million. This estimate is not an indication of expected loss, if any, or Prudential Annuities’ maximum possible loss exposure on such matters. Prudential Annuities reviews relevant information with respect to its litigation and regulatory matters on a quarterly and annual basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

In January 2013, a qui tam action on behalf of the State of Florida, Total Asset Recovery Services v. Met Life Inc., et al., Manulife Financial Corporation, et. al., Prudential Financial, Inc., The Prudential Insurance Company of America, and Prudential Insurance Agency, LLC, filed in the Circuit Court of Leon County, Florida, was served on The Prudential Insurance Company of America (“Prudential Insurance”). The complaint alleges that Prudential Insurance failed to escheat life insurance proceeds to the State of Florida in violation of the Florida False Claims Act and seeks injunctive relief, compensatory damages, civil penalties, treble damages, prejudgment interest, attorneys’ fees and costs. In March 2013, the Company filed a motion to dismiss the complaint. In August 2013, the court dismissed the complaint with prejudice. In September 2013, plaintiff filed an appeal with Florida’s Circuit Court of the Second Judicial Circuit in Leon County.

In January 2012, a Global Resolution Agreement entered into by Prudential Annuities and a third party auditor became effective upon its acceptance by the unclaimed property departments of 20 states and jurisdictions. Under the terms of the Global Resolution Agreement, the third party auditor acting on behalf of the signatory states will compare expanded matching criteria to the Social Security Master Death File (“SSMDF”) to identify deceased insureds and contract holders where a valid claim has not been made. In February 2012, a Regulatory Settlement Agreement entered into by Prudential Annuities to resolve a multi-state market conduct examination regarding its adherence to state claim settlement practices became effective upon its acceptance by the insurance departments of 20 states and jurisdictions. The Regulatory Settlement Agreement applies prospectively and requires Prudential Annuities to adopt and implement additional procedures comparing its records to the SSMDF to identify unclaimed death benefits and prescribes procedures for identifying and locating beneficiaries once deaths are identified. Substantially all other jurisdictions

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that are not signatories to the Global Resolution Agreement or the Regulatory Settlement Agreement have entered into similar agreements with Prudential Annuities.

Prudential Annuities is one of several companies subpoenaed by the New York Attorney General regarding its unclaimed property procedures. Additionally, the New York State Department of Financial Services (“NYDFS”) has requested that 172 life insurers (including Prudential Annuities) provide data to the NYDFS regarding use of the SSMDF. The New York Office of Unclaimed Funds is conducting an audit of Prudential Annuities’ compliance with New York’s unclaimed property laws. In February 2012, the Massachusetts Office of the Attorney General requested information regarding Prudential Annuities’ unclaimed property procedures. In December 2013, this matter was closed without prejudice. In May 2013, Prudential Annuities entered into a settlement agreement with the Minnesota Department of Commerce, Insurance Division, which requires Prudential Annuities to take additional steps to identify deceased insureds and contract holders where a valid claim has not been made.

Prudential Annuities’ litigation and regulatory matters are subject to many uncertainties, and given their complexity and scope, their outcome cannot be predicted. It is possible that Prudential Annuities’ results of operations or cash flow in a particular quarterly or annual period could be materially affected by an ultimate unfavorable resolution of pending litigation and regulatory matters depending, in part, upon the results of operations or cash flow for such period. In light of the unpredictability of Prudential Annuities’ litigation and regulatory matters, it is also possible that in certain cases an ultimate unfavorable resolution of one or more pending litigation or regulatory matters could have a material adverse effect on Prudential Annuities’ financial position. Management believes, however, that, based on information currently known to it, the ultimate outcome of all pending litigation and regulatory matters, after consideration of applicable reserves and rights to indemnification, is not likely to have a material adverse effect on Prudential Annuities’ financial position.

CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION

The following are the contents of the Statement of Additional Information:

General Information about Prudential Annuities
Prudential Annuities Life Assurance Corporation
Prudential Annuities Life Assurance Corporation Variable Account B
Prudential Annuities Life Assurance Corporation Separate Account D
Principal Underwriter/Distributor – Prudential Annuities Distributors, Inc.
How the Unit Price is Determined
Additional Information on Fixed Allocations
How We Calculate the Market Value Adjustment
General Information
Voting Rights
Modification
Deferral of Transactions
Misstatement of Age or Sex
Annuitization
Experts
Legal Experts
Financial Statements

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APPENDIX A – CONDENSED FINANCIAL INFORMATION ABOUT SEPARATE ACCOUNT B

ACCUMULATION UNIT VALUES

Separate Account B consists of multiple Sub-accounts that are available as investment options for the Prudential Annuities’ Annuities. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. All or some of these Sub-accounts are available as investment options for other variable annuities we offer pursuant to different prospectuses.

Unit Prices And Numbers Of Units: The following tables show for each Annuity: (a) the historical Unit Price, corresponding to the Annuity features bearing the highest and lowest combinations of asset-based charges*, as of the dates shown, for Units in each of the Sub-accounts of Separate Account B that are being offered pursuant to this Prospectus**; and (b) the number of Units outstanding for each such Sub-account as of the dates shown. The period for each year begins on January 1 and ends on December 31. Since November 18, 2002, we have been determining, on a daily basis, multiple Unit Prices for each Sub-account of Separate Account B. We compute multiple Unit Prices because several of our variable annuities invest in the same Sub-accounts, and these annuities deduct varying charges that correspond to each combination of the applicable Insurance Charge, Distribution Charge (when applicable) and the charges for each optional benefit. Where an asset-based charge corresponding to a particular Sub-account within a new annuity product is identical to that in the same Sub-account within an existing annuity, the Unit Price for the new annuity will be identical to that of the existing annuity. In such cases, we will for reference purposes depict, in the condensed financial information for the new annuity, Unit Prices of the existing annuity. To the extent a Sub-account commenced operations during a particular calendar year, the Unit Price as of the end of the period reflects only the partial year results from the commencement of operations until December 31st of the applicable year. When a Unit Price was first calculated for a particular Sub-account, we set the price of that Unit at $10.00 per Unit. Thereafter, Unit Prices vary based on market performance. Unit Prices and Units are provided for Sub-accounts that commenced operations prior to January 1, 2014.

*	Note: While a unit price is reflected for the maximum combination of asset based charges for each Sub-account, not all Sub-accounts are available if you elect certain optional benefits.
**	The remaining unit values appear in the Statement of Additional Information, which you may obtain free of charge by sending in the request form at the end of the Prospectus or contacting us at 1-888-PRU-2888.

Optimum XTRA

Prudential Annuities Life Assurance Corporation

Prospectus

ACCUMULATION UNIT VALUES: With No Optional Benefits (1.75%)

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Academic Strategies Asset Allocation Portfolio
06/30/2008 to 12/31/2008	$10.73	$7.90	4,352,710
01/01/2009 to 12/31/2009	$7.90	$9.66	7,832,549
01/01/2010 to 12/31/2010	$9.66	$10.62	8,125,948
01/01/2011 to 12/31/2011	$10.62	$10.16	5,875,413
01/01/2012 to 12/31/2012	$10.16	$11.24	5,884,306
01/01/2013 to 12/31/2013	$11.24	$12.14	5,528,716
AST American Century Income & Growth Portfolio
06/30/2008 to 12/31/2008	$13.99	$10.28	116,472
01/01/2009 to 12/31/2009	$10.28	$11.90	295,585
01/01/2010 to 12/31/2010	$11.90	$13.31	387,586
01/01/2011 to 12/31/2011	$13.31	$13.55	332,429
01/01/2012 to 05/04/2012	$13.55	$14.71	0
AST Balanced Asset Allocation Portfolio
06/30/2008 to 12/31/2008	$10.78	$8.18	4,544,410
01/01/2009 to 12/31/2009	$8.18	$9.90	9,195,019
01/01/2010 to 12/31/2010	$9.90	$10.93	8,699,486
01/01/2011 to 12/31/2011	$10.93	$10.61	6,901,091
01/01/2012 to 12/31/2012	$10.61	$11.72	7,178,712
01/01/2013 to 12/31/2013	$11.72	$13.55	7,213,994

A-1

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Capital Growth Asset Allocation Portfolio
06/30/2008 to 12/31/2008	$10.79	$7.70	5,254,768
01/01/2009 to 12/31/2009	$7.70	$9.48	9,649,337
01/01/2010 to 12/31/2010	$9.48	$10.56	9,541,918
01/01/2011 to 12/31/2011	$10.56	$10.13	6,564,135
01/01/2012 to 12/31/2012	$10.13	$11.31	7,253,930
01/01/2013 to 12/31/2013	$11.31	$13.64	8,307,070
AST Cohen & Steers Realty Portfolio
06/30/2008 to 12/31/2008	$21.71	$14.38	50,033
01/01/2009 to 12/31/2009	$14.38	$18.64	105,825
01/01/2010 to 12/31/2010	$18.64	$23.57	111,924
01/01/2011 to 12/31/2011	$23.57	$24.68	97,984
01/01/2012 to 12/31/2012	$24.68	$27.97	103,989
01/01/2013 to 12/31/2013	$27.97	$28.34	114,992
AST Federated Aggressive Growth Portfolio
06/30/2008 to 12/31/2008	$21.30	$14.22	104,149
01/01/2009 to 12/31/2009	$14.22	$18.53	232,311
01/01/2010 to 12/31/2010	$18.53	$24.13	246,378
01/01/2011 to 12/31/2011	$24.13	$20.60	210,184
01/01/2012 to 12/31/2012	$20.60	$24.30	191,077
01/01/2013 to 12/31/2013	$24.30	$33.62	181,082
AST Goldman Sachs Large-Cap Value Portfolio
06/30/2008 to 12/31/2008	$14.10	$9.96	371,815
01/01/2009 to 12/31/2009	$9.96	$11.67	621,602
01/01/2010 to 12/31/2010	$11.67	$12.94	632,157
01/01/2011 to 12/31/2011	$12.94	$12.01	436,847
01/01/2012 to 12/31/2012	$12.01	$14.12	404,667
01/01/2013 to 12/31/2013	$14.12	$18.53	518,331
AST Goldman Sachs Mid-Cap Growth Portfolio
06/30/2008 to 12/31/2008	$17.45	$10.70	86,649
01/01/2009 to 12/31/2009	$10.70	$16.52	253,562
01/01/2010 to 12/31/2010	$16.52	$19.45	254,558
01/01/2011 to 12/31/2011	$19.45	$18.54	155,235
01/01/2012 to 12/31/2012	$18.54	$21.78	158,856
01/01/2013 to 12/31/2013	$21.78	$28.29	227,835
AST Herndon Large-Cap Value Portfolio formerly, AST BlackRock Value Portfolio
06/30/2008 to 12/31/2008	$15.78	$11.34	124,499
01/01/2009 to 12/31/2009	$11.34	$13.17	292,701
01/01/2010 to 12/31/2010	$13.17	$14.55	285,605
01/01/2011 to 12/31/2011	$14.55	$14.23	245,098
01/01/2012 to 12/31/2012	$14.23	$15.85	280,404
01/01/2013 to 12/31/2013	$15.85	$20.97	214,589
AST International Growth Portfolio
06/30/2008 to 12/31/2008	$21.21	$11.88	279,897
01/01/2009 to 12/31/2009	$11.88	$15.80	487,491
01/01/2010 to 12/31/2010	$15.80	$17.77	425,028
01/01/2011 to 12/31/2011	$17.77	$15.20	278,398
01/01/2012 to 12/31/2012	$15.20	$17.98	225,134
01/01/2013 to 12/31/2013	$17.98	$21.03	314,013

A-2

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST International Value Portfolio
06/30/2008 to 12/31/2008	$21.23	$13.65	149,062
01/01/2009 to 12/31/2009	$13.65	$17.50	230,878
01/01/2010 to 12/31/2010	$17.50	$19.10	223,400
01/01/2011 to 12/31/2011	$19.10	$16.41	166,971
01/01/2012 to 12/31/2012	$16.41	$18.81	154,255
01/01/2013 to 12/31/2013	$18.81	$22.08	154,201
AST J.P. Morgan International Equity Portfolio formerly, AST JPMorgan International Equity Portfolio
06/30/2008 to 12/31/2008	$18.54	$11.98	113,373
01/01/2009 to 12/31/2009	$11.98	$15.99	221,273
01/01/2010 to 12/31/2010	$15.99	$16.84	185,707
01/01/2011 to 12/31/2011	$16.84	$15.03	114,544
01/01/2012 to 12/31/2012	$15.03	$18.00	173,844
01/01/2013 to 12/31/2013	$18.00	$20.40	175,509
AST Large-Cap Value Portfolio
06/30/2008 to 12/31/2008	$12.72	$8.83	276,477
01/01/2009 to 12/31/2009	$8.83	$10.36	346,012
01/01/2010 to 12/31/2010	$10.36	$11.52	329,940
01/01/2011 to 12/31/2011	$11.52	$10.84	425,797
01/01/2012 to 12/31/2012	$10.84	$12.45	310,531
01/01/2013 to 12/31/2013	$12.45	$17.11	379,818
AST Loomis Sayles Large-Cap Growth Portfolio formerly, AST Marsico Capital Growth Portfolio
06/30/2008 to 12/31/2008	$15.05	$9.68	585,331
01/01/2009 to 12/31/2009	$9.68	$12.34	888,567
01/01/2010 to 12/31/2010	$12.34	$14.52	935,347
01/01/2011 to 12/31/2011	$14.52	$14.13	601,374
01/01/2012 to 12/31/2012	$14.13	$15.59	530,840
01/01/2013 to 12/31/2013	$15.59	$20.93	528,924
AST Lord Abbett Core Fixed Income Portfolio
06/30/2008 to 12/31/2008	$13.78	$10.62	187,186
01/01/2009 to 12/31/2009	$10.62	$14.04	462,990
01/01/2010 to 12/31/2010	$14.04	$15.65	363,535
01/01/2011 to 12/31/2011	$15.65	$16.94	802,019
01/01/2012 to 12/31/2012	$16.94	$17.63	499,905
01/01/2013 to 12/31/2013	$17.63	$16.97	370,452
AST MFS Growth Portfolio
06/30/2008 to 12/31/2008	$14.65	$9.90	101,558
01/01/2009 to 12/31/2009	$9.90	$12.10	319,640
01/01/2010 to 12/31/2010	$12.10	$13.40	285,466
01/01/2011 to 12/31/2011	$13.40	$13.09	256,621
01/01/2012 to 12/31/2012	$13.09	$15.06	275,009
01/01/2013 to 12/31/2013	$15.06	$20.23	302,283
AST Mid-Cap Value Portfolio
06/30/2008 to 12/31/2008	$16.54	$10.84	84,121
01/01/2009 to 12/31/2009	$10.84	$14.79	131,073
01/01/2010 to 12/31/2010	$14.79	$17.96	245,356
01/01/2011 to 12/31/2011	$17.96	$17.04	194,504
01/01/2012 to 12/31/2012	$17.04	$19.82	208,652
01/01/2013 to 12/31/2013	$19.82	$25.79	167,490

A-3

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Money Market Portfolio
06/30/2008 to 12/31/2008	$10.52	$10.54	4,924,789
01/01/2009 to 12/31/2009	$10.54	$10.38	6,589,463
01/01/2010 to 12/31/2010	$10.38	$10.20	3,952,695
01/01/2011 to 12/31/2011	$10.20	$10.02	3,134,616
01/01/2012 to 12/31/2012	$10.02	$9.85	2,455,891
01/01/2013 to 12/31/2013	$9.85	$9.67	1,802,602
AST Neuberger Berman/LSV Mid-Cap Value Portfolio
06/30/2008 to 12/31/2008	$18.09	$11.11	126,789
01/01/2009 to 12/31/2009	$11.11	$15.36	175,659
01/01/2010 to 12/31/2010	$15.36	$18.62	179,576
01/01/2011 to 12/31/2011	$18.62	$17.84	124,275
01/01/2012 to 12/31/2012	$17.84	$20.53	124,963
01/01/2013 to 12/31/2013	$20.53	$28.65	168,627
AST Neuberger Berman Mid-Cap Growth Portfolio
06/30/2008 to 12/31/2008	$18.31	$11.65	166,699
01/01/2009 to 12/31/2009	$11.65	$14.86	194,357
01/01/2010 to 12/31/2010	$14.86	$18.79	265,825
01/01/2011 to 12/31/2011	$18.79	$18.77	159,187
01/01/2012 to 12/31/2012	$18.77	$20.73	170,702
01/01/2013 to 12/31/2013	$20.73	$27.01	217,953
AST Neuberger Berman Small-Cap Growth Portfolio
06/30/2008 to 12/31/2008	$16.13	$10.41	40,300
01/01/2009 to 12/31/2009	$10.41	$12.54	83,604
01/01/2010 to 12/31/2010	$12.54	$14.82	106,919
01/01/2011 to 04/29/2011	$14.82	$16.61	0
AST PIMCO Limited Maturity Bond Portfolio
06/30/2008 to 12/31/2008	$11.15	$10.90	712,342
01/01/2009 to 12/31/2009	$10.90	$11.80	1,339,103
01/01/2010 to 12/31/2010	$11.80	$12.05	1,296,102
01/01/2011 to 12/31/2011	$12.05	$12.10	1,090,180
01/01/2012 to 12/31/2012	$12.10	$12.45	906,164
01/01/2013 to 12/31/2013	$12.45	$11.96	703,101
AST PIMCO Total Return Bond Portfolio
06/30/2008 to 12/31/2008	$11.90	$11.38	1,923,586
01/01/2009 to 12/31/2009	$11.38	$13.03	6,477,063
01/01/2010 to 12/31/2010	$13.03	$13.79	5,823,131
01/01/2011 to 12/31/2011	$13.79	$13.98	4,380,484
01/01/2012 to 12/31/2012	$13.98	$15.02	4,925,654
01/01/2013 to 12/31/2013	$15.02	$14.48	3,565,817
AST Preservation Asset Allocation Portfolio
06/30/2008 to 12/31/2008	$10.81	$9.00	5,689,527
01/01/2009 to 12/31/2009	$9.00	$10.61	8,876,053
01/01/2010 to 12/31/2010	$10.61	$11.52	8,285,111
01/01/2011 to 12/31/2011	$11.52	$11.44	9,292,075
01/01/2012 to 12/31/2012	$11.44	$12.40	7,824,702
01/01/2013 to 12/31/2013	$12.40	$13.31	6,555,353
AST Small-Cap Growth Portfolio
06/30/2008 to 12/31/2008	$13.52	$9.17	68,880
01/01/2009 to 12/31/2009	$9.17	$12.07	124,179
01/01/2010 to 12/31/2010	$12.07	$16.17	260,929
01/01/2011 to 12/31/2011	$16.17	$15.74	118,967
01/01/2012 to 12/31/2012	$15.74	$17.34	165,254
01/01/2013 to 12/31/2013	$17.34	$23.03	236,534

A-4

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Small-Cap Value Portfolio
06/30/2008 to 12/31/2008	$16.10	$12.18	207,810
01/01/2009 to 12/31/2009	$12.18	$15.20	346,090
01/01/2010 to 12/31/2010	$15.20	$18.81	370,330
01/01/2011 to 12/31/2011	$18.81	$17.38	308,621
01/01/2012 to 12/31/2012	$17.38	$20.17	230,213
01/01/2013 to 12/31/2013	$20.17	$27.23	221,981
AST T. Rowe Price Equity Income Portfolio
06/30/2008 to 12/31/2008	$13.63	$9.51	162,150
01/01/2009 to 12/31/2009	$9.51	$11.57	232,439
01/01/2010 to 12/31/2010	$11.57	$12.87	263,882
01/01/2011 to 12/31/2011	$12.87	$12.44	209,831
01/01/2012 to 12/31/2012	$12.44	$14.33	234,409
01/01/2013 to 12/31/2013	$14.33	$18.26	259,454
AST T. Rowe Price Large-Cap Growth Portfolio
06/30/2008 to 12/31/2008	$13.40	$8.70	366,989
01/01/2009 to 12/31/2009	$8.70	$13.11	634,431
01/01/2010 to 12/31/2010	$13.11	$14.91	621,392
01/01/2011 to 12/31/2011	$14.91	$14.40	510,390
01/01/2012 to 12/31/2012	$14.40	$16.64	618,330
01/01/2013 to 12/31/2013	$16.64	$23.54	659,574
AST Templeton Global Bond Portfolio formerly, AST T. Rowe Price Global Bond Portfolio
06/30/2008 to 12/31/2008	$13.08	$12.35	196,898
01/01/2009 to 12/31/2009	$12.35	$13.61	510,891
01/01/2010 to 12/31/2010	$13.61	$14.14	404,389
01/01/2011 to 12/31/2011	$14.14	$14.46	331,623
01/01/2012 to 12/31/2012	$14.46	$14.95	336,636
01/01/2013 to 12/31/2013	$14.95	$14.14	282,751
AST Western Asset Core Plus Bond Portfolio
06/30/2008 to 12/31/2008	$10.06	$9.29	827,581
01/01/2009 to 12/31/2009	$9.29	$10.19	1,709,734
01/01/2010 to 12/31/2010	$10.19	$10.79	1,705,804
01/01/2011 to 12/31/2011	$10.79	$11.24	1,440,916
01/01/2012 to 12/31/2012	$11.24	$11.92	1,487,081
01/01/2013 to 12/31/2013	$11.92	$11.53	1,542,429
Evergreen VA International Equity Fund
06/30/2008 to 12/31/2008	$16.80	$10.96	34,306
01/01/2009 to 12/31/2009	$10.96	$12.49	38,920
01/01/2010 to 07/16/2010	$12.49	$11.86	0
Evergreen VA Omega Fund
06/30/2008 to 12/31/2008	$14.72	$11.65	5,197
01/01/2009 to 12/31/2009	$11.65	$16.48	23,777
01/01/2010 to 07/16/2010	$16.48	$15.39	0
Wells Fargo Advantage VT International Equity Portfolio Share Class 1
07/16/2010* to 12/31/2010	$11.87	$14.35	30,964
01/01/2011 to 12/31/2011	$14.35	$12.30	35,489
01/01/2012 to 12/31/2012	$12.30	$13.73	36,307
01/01/2013 to 12/31/2013	$13.73	$16.18	19,432

A-5

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
Wells Fargo Advantage VT Omega Growth Portfolio Share Class 1
07/16/2010* to 12/31/2010	$15.39	$19.40	31,133
01/01/2011 to 12/31/2011	$19.40	$18.04	33,795
01/01/2012 to 12/31/2012	$18.04	$21.40	31,280
01/01/2013 to 12/31/2013	$21.40	$29.48	18,601

*	Denotes the start date of these sub-accounts

Optimum XTRA

Prudential Annuities Life Assurance Corporation

Prospectus

ACCUMULATION UNIT VALUES: With HD GRO 60 bps, EBP and Combo DB OR GRO Plus

2008 60 bps, EBP and Combo DB (3.10%)

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Academic Strategies Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$10.02	$12.13	0
01/01/2010 to 12/31/2010	$12.13	$13.16	0
01/01/2011 to 12/31/2011	$13.16	$12.41	0
01/01/2012 to 12/31/2012	$12.41	$13.54	0
01/01/2013 to 12/31/2013	$13.54	$14.43	0
AST American Century Income & Growth Portfolio
05/01/2009 to 12/31/2009	$10.08	$12.37	0
01/01/2010 to 12/31/2010	$12.37	$13.65	0
01/01/2011 to 12/31/2011	$13.65	$13.70	0
01/01/2012 to 05/04/2012	$13.70	$14.81	0
AST Balanced Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$10.02	$11.96	0
01/01/2010 to 12/31/2010	$11.96	$13.01	0
01/01/2011 to 12/31/2011	$13.01	$12.46	0
01/01/2012 to 12/31/2012	$12.46	$13.58	0
01/01/2013 to 12/31/2013	$13.58	$15.48	0
AST Bond Portfolio 2015
05/01/2009 to 12/31/2009	$9.96	$9.92	0
01/01/2010 to 12/31/2010	$9.92	$10.51	0
01/01/2011 to 12/31/2011	$10.51	$10.84	0
01/01/2012 to 12/31/2012	$10.84	$10.82	0
01/01/2013 to 12/31/2013	$10.82	$10.45	0
AST Bond Portfolio 2016
05/01/2009 to 12/31/2009	$9.94	$9.54	0
01/01/2010 to 12/31/2010	$9.54	$10.22	0
01/01/2011 to 12/31/2011	$10.22	$10.86	0
01/01/2012 to 12/31/2012	$10.86	$10.96	0
01/01/2013 to 12/31/2013	$10.96	$10.55	0
AST Bond Portfolio 2017
01/04/2010* to 12/31/2010	$10.00	$10.62	0
01/01/2011 to 12/31/2011	$10.62	$11.47	0
01/01/2012 to 12/31/2012	$11.47	$11.68	0
01/01/2013 to 12/31/2013	$11.68	$11.08	0

A-6

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Bond Portfolio 2018
05/01/2009 to 12/31/2009	$9.92	$9.61	0
01/01/2010 to 12/31/2010	$9.61	$10.35	0
01/01/2011 to 12/31/2011	$10.35	$11.39	0
01/01/2012 to 12/31/2012	$11.39	$11.67	0
01/01/2013 to 12/31/2013	$11.67	$10.95	0
AST Bond Portfolio 2019
05/01/2009 to 12/31/2009	$9.91	$9.51	0
01/01/2010 to 12/31/2010	$9.51	$10.26	0
01/01/2011 to 12/31/2011	$10.26	$11.53	0
01/01/2012 to 12/31/2012	$11.53	$11.83	0
01/01/2013 to 12/31/2013	$11.83	$10.91	0
AST Bond Portfolio 2020
05/01/2009 to 12/31/2009	$9.88	$9.19	0
01/01/2010 to 12/31/2010	$9.19	$9.95	0
01/01/2011 to 12/31/2011	$9.95	$11.45	0
01/01/2012 to 12/31/2012	$11.45	$11.79	0
01/01/2013 to 12/31/2013	$11.79	$10.68	0
AST Bond Portfolio 2021
01/04/2010* to 12/31/2010	$10.00	$10.86	0
01/01/2011 to 12/31/2011	$10.86	$12.66	0
01/01/2012 to 12/31/2012	$12.66	$13.10	0
01/01/2013 to 12/31/2013	$13.10	$11.81	0
AST Bond Portfolio 2022
01/03/2011* to 12/31/2011	$10.00	$11.86	0
01/01/2012 to 12/31/2012	$11.86	$12.17	0
01/01/2013 to 12/31/2013	$12.17	$10.64	0
AST Bond Portfolio 2023
01/03/2012* to 12/31/2012	$10.00	$10.26	0
01/01/2013 to 12/31/2013	$10.26	$8.93	0
AST Bond Portfolio 2024
01/02/2013* to 12/31/2013	$10.00	$8.63	0
AST Capital Growth Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$10.04	$12.22	0
01/01/2010 to 12/31/2010	$12.22	$13.43	0
01/01/2011 to 12/31/2011	$13.43	$12.70	0
01/01/2012 to 12/31/2012	$12.70	$13.99	0
01/01/2013 to 12/31/2013	$13.99	$16.63	0
AST Cohen & Steers Realty Portfolio
05/01/2009 to 12/31/2009	$9.61	$14.41	0
01/01/2010 to 12/31/2010	$14.41	$17.97	0
01/01/2011 to 12/31/2011	$17.97	$18.56	0
01/01/2012 to 12/31/2012	$18.56	$20.74	0
01/01/2013 to 12/31/2013	$20.74	$20.73	0
AST Federated Aggressive Growth Portfolio
05/01/2009 to 12/31/2009	$9.98	$12.89	0
01/01/2010 to 12/31/2010	$12.89	$16.56	0
01/01/2011 to 12/31/2011	$16.56	$13.94	0
01/01/2012 to 12/31/2012	$13.94	$16.22	0
01/01/2013 to 12/31/2013	$16.22	$22.13	0

A-7

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Goldman Sachs Large-Cap Value Portfolio
05/01/2009 to 12/31/2009	$10.12	$12.12	0
01/01/2010 to 12/31/2010	$12.12	$13.26	0
01/01/2011 to 12/31/2011	$13.26	$12.14	0
01/01/2012 to 12/31/2012	$12.14	$14.07	0
01/01/2013 to 12/31/2013	$14.07	$18.21	0
AST Goldman Sachs Mid-Cap Growth Portfolio
05/01/2009 to 12/31/2009	$10.06	$13.39	0
01/01/2010 to 12/31/2010	$13.39	$15.55	0
01/01/2011 to 12/31/2011	$15.55	$14.62	0
01/01/2012 to 12/31/2012	$14.62	$16.94	0
01/01/2013 to 12/31/2013	$16.94	$21.70	0
AST Herndon Large-Cap Value Portfolio formerly, AST BlackRock Value Portfolio
05/01/2009 to 12/31/2009	$10.10	$12.67	0
01/01/2010 to 12/31/2010	$12.67	$13.80	0
01/01/2011 to 12/31/2011	$13.80	$13.31	0
01/01/2012 to 12/31/2012	$13.31	$14.62	0
01/01/2013 to 12/31/2013	$14.62	$19.08	0
AST International Growth Portfolio
05/01/2009 to 12/31/2009	$10.14	$13.18	0
01/01/2010 to 12/31/2010	$13.18	$14.62	0
01/01/2011 to 12/31/2011	$14.62	$12.34	0
01/01/2012 to 12/31/2012	$12.34	$14.39	0
01/01/2013 to 12/31/2013	$14.39	$16.60	0
AST International Value Portfolio
05/01/2009 to 12/31/2009	$10.12	$13.01	0
01/01/2010 to 12/31/2010	$13.01	$14.00	0
01/01/2011 to 12/31/2011	$14.00	$11.87	0
01/01/2012 to 12/31/2012	$11.87	$13.42	0
01/01/2013 to 12/31/2013	$13.42	$15.53	0
AST J.P. Morgan International Equity Portfolio formerly, AST JPMorgan International Equity Portfolio
05/01/2009 to 12/31/2009	$10.13	$13.49	0
01/01/2010 to 12/31/2010	$13.49	$14.01	0
01/01/2011 to 12/31/2011	$14.01	$12.34	0
01/01/2012 to 12/31/2012	$12.34	$14.57	0
01/01/2013 to 12/31/2013	$14.57	$16.29	0
AST Large-Cap Value Portfolio
05/01/2009 to 12/31/2009	$10.06	$12.64	0
01/01/2010 to 12/31/2010	$12.64	$13.86	0
01/01/2011 to 12/31/2011	$13.86	$12.87	0
01/01/2012 to 12/31/2012	$12.87	$14.58	0
01/01/2013 to 12/31/2013	$14.58	$19.76	0
AST Loomis Sayles Large-Cap Growth Portfolio formerly, AST Marsico Capital Growth Portfolio
05/01/2009 to 12/31/2009	$10.01	$12.63	0
01/01/2010 to 12/31/2010	$12.63	$14.65	0
01/01/2011 to 12/31/2011	$14.65	$14.07	0
01/01/2012 to 12/31/2012	$14.07	$15.30	0
01/01/2013 to 12/31/2013	$15.30	$20.26	0

A-8

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Lord Abbett Core Fixed Income Portfolio
05/01/2009 to 12/31/2009	$10.03	$12.00	0
01/01/2010 to 12/31/2010	$12.00	$13.19	0
01/01/2011 to 12/31/2011	$13.19	$14.08	0
01/01/2012 to 12/31/2012	$14.08	$14.45	0
01/01/2013 to 12/31/2013	$14.45	$13.72	0
AST MFS Growth Portfolio
05/01/2009 to 12/31/2009	$10.03	$12.07	0
01/01/2010 to 12/31/2010	$12.07	$13.19	0
01/01/2011 to 12/31/2011	$13.19	$12.70	0
01/01/2012 to 12/31/2012	$12.70	$14.41	0
01/01/2013 to 12/31/2013	$14.41	$19.09	0
AST Mid-Cap Value Portfolio
05/01/2009 to 12/31/2009	$9.99	$13.14	0
01/01/2010 to 12/31/2010	$13.14	$15.74	0
01/01/2011 to 12/31/2011	$15.74	$14.72	0
01/01/2012 to 12/31/2012	$14.72	$16.89	0
01/01/2013 to 12/31/2013	$16.89	$21.67	0
AST Money Market Portfolio
05/01/2009 to 12/31/2009	$10.00	$9.80	0
01/01/2010 to 12/31/2010	$9.80	$9.50	0
01/01/2011 to 12/31/2011	$9.50	$9.20	0
01/01/2012 to 12/31/2012	$9.20	$8.92	0
01/01/2013 to 12/31/2013	$8.92	$8.64	0
AST Neuberger Berman/LSV Mid-Cap Value Portfolio
05/01/2009 to 12/31/2009	$10.13	$13.62	0
01/01/2010 to 12/31/2010	$13.62	$16.29	0
01/01/2011 to 12/31/2011	$16.29	$15.40	0
01/01/2012 to 12/31/2012	$15.40	$17.47	0
01/01/2013 to 12/31/2013	$17.47	$24.04	0
AST Neuberger Berman Mid-Cap Growth Portfolio
05/01/2009 to 12/31/2009	$9.98	$12.28	0
01/01/2010 to 12/31/2010	$12.28	$15.31	0
01/01/2011 to 12/31/2011	$15.31	$15.08	0
01/01/2012 to 12/31/2012	$15.08	$16.43	0
01/01/2013 to 12/31/2013	$16.43	$21.11	0
AST Neuberger Berman Small-Cap Growth Portfolio
05/01/2009 to 12/31/2009	$9.93	$11.98	0
01/01/2010 to 12/31/2010	$11.98	$13.96	0
01/01/2011 to 04/29/2011	$13.96	$15.59	0
AST PIMCO Limited Maturity Bond Portfolio
05/01/2009 to 12/31/2009	$9.99	$10.41	0
01/01/2010 to 12/31/2010	$10.41	$10.48	0
01/01/2011 to 12/31/2011	$10.48	$10.38	0
01/01/2012 to 12/31/2012	$10.38	$10.53	0
01/01/2013 to 12/31/2013	$10.53	$9.99	0
AST PIMCO Total Return Bond Portfolio
05/01/2009 to 12/31/2009	$9.98	$10.97	0
01/01/2010 to 12/31/2010	$10.97	$11.45	0
01/01/2011 to 12/31/2011	$11.45	$11.45	0
01/01/2012 to 12/31/2012	$11.45	$12.13	0
01/01/2013 to 12/31/2013	$12.13	$11.54	0

A-9

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Preservation Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$10.02	$11.53	0
01/01/2010 to 12/31/2010	$11.53	$12.35	0
01/01/2011 to 12/31/2011	$12.35	$12.09	0
01/01/2012 to 12/31/2012	$12.09	$12.92	0
01/01/2013 to 12/31/2013	$12.92	$13.68	0
AST Small-Cap Growth Portfolio
05/01/2009 to 12/31/2009	$10.01	$13.04	0
01/01/2010 to 12/31/2010	$13.04	$17.24	0
01/01/2011 to 12/31/2011	$17.24	$16.54	0
01/01/2012 to 12/31/2012	$16.54	$17.98	0
01/01/2013 to 12/31/2013	$17.98	$23.55	0
AST Small-Cap Value Portfolio
05/01/2009 to 12/31/2009	$9.98	$12.85	0
01/01/2010 to 12/31/2010	$12.85	$15.69	0
01/01/2011 to 12/31/2011	$15.69	$14.29	0
01/01/2012 to 12/31/2012	$14.29	$16.37	0
01/01/2013 to 12/31/2013	$16.37	$21.79	0
AST T. Rowe Price Equity Income Portfolio
05/01/2009 to 12/31/2009	$10.10	$12.81	0
01/01/2010 to 12/31/2010	$12.81	$14.06	0
01/01/2011 to 12/31/2011	$14.06	$13.40	0
01/01/2012 to 12/31/2012	$13.40	$15.23	0
01/01/2013 to 12/31/2013	$15.23	$19.13	0
AST T. Rowe Price Large-Cap Growth Portfolio
05/01/2009 to 12/31/2009	$9.99	$13.07	0
01/01/2010 to 12/31/2010	$13.07	$14.66	0
01/01/2011 to 12/31/2011	$14.66	$13.97	0
01/01/2012 to 12/31/2012	$13.97	$15.92	0
01/01/2013 to 12/31/2013	$15.92	$22.21	0
AST Templeton Global Bond Portfolio formerly, AST T. Rowe Price Global Bond Portfolio
05/01/2009 to 12/31/2009	$10.02	$11.03	0
01/01/2010 to 12/31/2010	$11.03	$11.30	0
01/01/2011 to 12/31/2011	$11.30	$11.40	0
01/01/2012 to 12/31/2012	$11.40	$11.62	0
01/01/2013 to 12/31/2013	$11.62	$10.84	0
AST Western Asset Core Plus Bond Portfolio
05/01/2009 to 12/31/2009	$9.99	$10.68	0
01/01/2010 to 12/31/2010	$10.68	$11.16	0
01/01/2011 to 12/31/2011	$11.16	$11.46	0
01/01/2012 to 12/31/2012	$11.46	$11.98	0
01/01/2013 to 12/31/2013	$11.98	$11.44	0
Evergreen VA International Equity Fund
05/01/2009 to 12/31/2009	$10.05	$12.65	0
01/01/2010 to 07/16/2010	$12.65	$11.92	0
Evergreen VA Omega Fund
05/01/2009 to 12/31/2009	$9.89	$12.75	0
01/01/2010 to 07/16/2010	$12.75	$11.82	0

A-10

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
Wells Fargo Advantage VT International Equity Portfolio Share Class 1
07/16/2010* to 12/31/2010	$11.93	$14.33	0
01/01/2011 to 12/31/2011	$14.33	$12.11	0
01/01/2012 to 12/31/2012	$12.11	$13.34	0
01/01/2013 to 12/31/2013	$13.34	$15.51	0
Wells Fargo Advantage VT Omega Growth Portfolio Share Class 1
07/16/2010* to 12/31/2010	$11.82	$14.80	0
01/01/2011 to 12/31/2011	$14.80	$13.58	0
01/01/2012 to 12/31/2012	$13.58	$15.88	0
01/01/2013 to 12/31/2013	$15.88	$21.58	0

*	Denotes the start date of these sub-accounts

A-11

APPENDIX B – CALCULATION OF OPTIONAL DEATH BENEFITS

Examples of Enhanced Beneficiary Protection Optional Death Benefit Calculation

The following are examples of how the Enhanced Beneficiary Protection Optional Death Benefit is calculated. Each example assumes that a $50,000 initial Purchase Payment is made. Each example assumes that there is one Owner who is age 50 on the Issue Date and that all Account Value is maintained in the variable investment options. The formula for determining the Enhanced Beneficiary Protection Optional Death Benefit is as follows:

Growth	=	Account Value of variable investment options plus Interim Value of Fixed Allocations (no MVA applies)	minus	purchase payments – proportional withdrawals

Example with market increase

Assume that the Owner has made no withdrawals and that the Account Value has been increasing due to positive market performance. On the date we receive due proof of death, the Account Value is $75,000. The basic Death Benefit is calculated as purchase payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $75,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($75,000) PLUS 40% of the “Growth” under the Annuity.

Growth	=	$75,000 – [$50,000 – $0]
	=	$25,000

Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth
	=	$25,000 * 0.40
	=	$10,000

Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit
	=	$85,000

Examples with market decline

Assume that the Owner has made no withdrawals and that the Account Value has been decreasing due to declines in market performance. On the date we receive due proof of death, the Account Value is $45,000. The basic Death Benefit is calculated as purchase payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $50,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($50,000) PLUS the “Growth” under the Annuity.

Growth	=	$45,000 – [$50,000 – $0]
	=	$-5,000

Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth
	NO BENEFIT IS PAYABLE

Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit
	=	$50,000

In this example you would receive no additional benefit from purchasing the Enhanced Beneficiary Protection Optional Death Benefit.

B-1

Example with market increase and withdrawals

Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 5 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $90,000. The basic Death Benefit is calculated as purchase payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $90,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($90,000) PLUS 40% of the “Growth” under the Annuity.

Growth	=	$90,000 – [$50,000 – ($50,000 * $15,000/$75,000)]
	=	$90,000 – [$50,000 – $10,000]
	=	$90,000 – $40,000
	=	$50,000

Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth
	=	$50,000 * 0.40
	=	$20,000

Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit
	=	$110,000

Examples of Highest Anniversary Value Death Benefit Calculation

The following are examples of how the Highest Anniversary Value Death Benefit is calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date and that all Account Value is maintained in the variable investment options.

Example with market increase and death before Death Benefit Target Date

Assume that the Owner’s Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the date we receive due proof of death, the Account Value is $75,000; however, the Anniversary Value on the 5th anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Anniversary Value or the basic Death Benefit. The Death Benefit would be the Highest Anniversary Value ($90,000) because it is greater than the amount that would have been payable under the basic Death Benefit ($75,000).

Example with withdrawals

Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 7 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $80,000; however, the Anniversary Value on the 5th anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Anniversary Value or the basic Death Benefit.

	=	$90,000 – [$90,000 * $15,000/$75,000]
	=	$90,000 – $18,000
	=	$72,000

Basic Death Benefit	=	max [$80,000, $50,000 – ($50,000 * $15,000/$75,000)]
	=	max [$80,000, $40,000]
	=	$80,000

The Death Benefit therefore is $80,000.

B-2

Example with death after Death Benefit Target Date

Assume that the Owner’s Account Value has generally been increasing due to positive market performance and that no withdrawals had been made prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Highest Anniversary Value on the Death Benefit Target Date was $80,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greater of the Highest Anniversary Value plus purchase payments minus proportional withdrawals after the Death Benefit Target Date or the basic Death Benefit.

Highest Anniversary Value	=	$80,000 + $15,000 – [($ 80,000 + $15,000) * $5,000/$70,000]
	=	$80,000 + $15,000 – $6,786
	=	$88,214

Basic Death Benefit	=	max [$75,000, ($50,000 + $15,000) – {($50,000 + $15,000) * $5,000/$70,000}]
	=	max [$75,000, $60,357]
	=	$75,000

The Death Benefit therefore is $88,214.

Examples of Combination 5% Roll-up and Highest Anniversary Value Death Benefit Calculation

The following are examples of how the Combination 5% Roll-Up and Highest Anniversary Value Death Benefit are calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date and that all Account Value is maintained in the variable investment options.

Example with market increase and death before Death Benefit Target Date

Assume that the Owner’s Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the 7th anniversary of the Issue Date we receive due proof of death, at which time the Account Value is $75,000; however, the Anniversary Value on the 5th anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Roll-Up Value is equal to initial Purchase Payment accumulated at 5% for 6 years, or $67,005. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit. The Death Benefit would be the Highest Anniversary Value ($90,000) because it is greater than both the Roll-Up Value ($67,005) and the amount that would have been payable under the basic Death Benefit ($75,000).

Example with withdrawals

Assume that the Owner made a withdrawal of $5,000 on the 6th anniversary of the Issue Date when the Account Value was $45,000. The Roll-Up Value on the 6th anniversary of the Issue Date is equal to initial Purchase Payment accumulated at 5% for 6 years, or $67,005. The 5% Dollar-for-Dollar Withdrawal Limit for the 7th annuity year is equal to 5% of the Roll-Up Value as of the 6th anniversary of the Issue Date, or $3,350. Therefore, the remaining $1,650 of the withdrawal results in a proportional reduction to the Roll-Up Value. On the 7th anniversary of the Issue Date we receive due proof of death, at which time the Account Value is $43,000; however, the Anniversary Value on the 2nd anniversary of the Issue Date was $70,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit.

Roll-Up Value	=	{(67,005 – $3,350) – [($67,005 - $3,350) * $1,650/($45,000 - $3,350)]} * 1.05
	=	($63,655 – $2,522) * 1.05
	=	$64,190

Highest Anniversary Value	=	$70,000 – [$70,000 * $5,000/$45,000]
	=	$70,000 – $7,778
	=	$62,222

Basic Death Benefit	=	max [$43,000, $50,000 – ($50,000 * $5,000/$45,000)]
	=	max [$43,000, $44,444]
	=	$44,444

The Death Benefit therefore is $64,190.

B-3

Example with death after Death Benefit Target Date

Assume that the Owner has not made any withdrawals prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Roll-Up Value on the Death Benefit Target Date (the contract anniversary on or following the Owner’s 80th birthday) is equal to initial Purchase Payment accumulated at 5% for 10 years, or $81,445. The Highest Anniversary Value on the Death Benefit Target Date was $85,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit as of the Death Benefit Target Date; each increased by subsequent purchase payments and reduced proportionally for subsequent withdrawals.

Roll-Up Value	=	$81,445 + $15,000 – [($81,445 + 15,000) * $5,000/$70,000]
	=	$81,445 + $15,000 – $6,889
	=	$89,556

Highest Anniversary Value	=	$85,000 + $15,000 – [($85,000 + 15,000) * $5,000/$70,000]
	=	$85,000 + $15,000 – $7,143
	=	$92,857

Basic Death Benefit	=	max [$75,000, $50,000 + $15,000 – {(50,000 + $15,000) * $5,000/$70,000}]
	=	max [$75,000, $60,357]
	=	$75,000

The Death Benefit therefore is $92,857.

Examples of Highest Daily Value Death Benefit Calculation

The following are examples of how the HDV Death Benefit is calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date.

Example with market increase and death before Death Benefit Target Date

Assume that the Owner’s Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the date we receive due proof of death, the Account Value is $75,000; however, the Highest Daily Value was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Daily Value or the basic Death Benefit. The Death Benefit would be the HDV ($90,000) because it is greater than the amount that would have been payable under the basic Death Benefit ($75,000).

Example with withdrawals

Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 7 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $80,000; however, the Highest Daily Value ($90,000) was attained during the fifth Annuity Year. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Daily Value (proportionally reduced by the subsequent withdrawal) or the basic Death Benefit.

Highest Daily Value	=	$90,000 – [$90,000 * $15,000/$75,000]
	=	$90,000 – $18,000
	=	$72,000

Basic Death Benefit	=	max [$80,000, $50,000 – ($50,000 * $15,000/$75,000)]
	=	max [$80,000, $40,000]
	=	$80,000

The Death Benefit therefore is $80,000.

B-4

APPENDIX C – ADDITIONAL INFORMATION ON ASSET ALLOCATION PROGRAMS

PROGRAM RULES

■

You can elect an asset allocation program provided by LPL Financial Corporation, (“LPL”), the firm selling the Annuity. Under the program, the Sub-accounts for each asset class in each model portfolio are designated based on LPL’s evaluation of available Sub-accounts. If you elect the Highest Daily Lifetime Five Benefit (“HD5”), the Lifetime Five Benefit (“LT5”), Spousal Lifetime Five Benefit (“SLT5”), the Highest Daily Lifetime Seven Benefit (including the “Plus” version) (“HD7”), the Spousal Highest Daily Lifetime Seven Benefit (including the “Plus” version) (“SHD7”), the Highest Daily Lifetime 6 Plus Benefits, Highest Daily GRO, GRO Plus II, Highest Daily GRO II or the Highest Daily Value Death Benefit (“HDV”), you must enroll in one of the eligible model portfolios. Asset allocation is a sophisticated method of diversification that allocates assets among asset classes in order to manage investment risk and potentially enhance returns over the long term. However, asset allocation does not guarantee a profit or protect against a loss.

■

Prudential Annuities does not design the program or the models, and it is not responsible for the program or the models. Prudential Annuities does not provide investment advice and is responsible only for administering the model you select.

■

Please see your program materials for a detailed description of LPL’s asset allocation program including the available model portfolios. You can obtain these materials from your LPL Financial Professional.

HOW THE ASSET ALLOCATION PROGRAM WORKS

■

Amounts will automatically be allocated in accordance with the percentages and to Sub-accounts indicated for the model portfolio that you choose with your LPL Financial Professional. If you allocate your Account Value or transfer your Account Value among any Sub-accounts that are outside of your model portfolio, we will allocate these amounts according to the allocation percentages of the applicable model portfolio upon the next rebalancing. You may only choose one model portfolio at a time. When you enroll in the asset allocation program and upon each rebalance thereafter, 100% of your Account Value allocated to the variable Sub-accounts will be allocated to the asset allocation program. Any Account Value not invested in the Sub-accounts will not be part of the program.

■

Additional Purchase Payments: Unless otherwise requested, any additional Purchase Payments applied to the variable Sub-accounts in the Annuity will be allocated to the Sub-accounts according to the allocation percentages for the model portfolio you choose. Allocation of additional Purchase Payments outside of your model portfolio but into a Sub-account, will be reallocated according to the allocation percentages of the applicable model portfolio upon the next rebalancing.

■

Rebalancing Your Model Portfolio: Changes in the value of the Sub-account will cause your Account Value allocated to the Sub-accounts to vary from the percentage allocations of the model portfolio you select. By selecting the asset allocation program, you have directed us to periodically (e.g., quarterly) rebalance your Account Value allocated to the Sub-accounts in accordance with the percentage allocations assigned to each Sub-account within your model portfolio at the time you elected the program or as later modified with your consent. Some asset allocation programs will only require that a rebalancing occur when the percent of your Account Value allocated to the Sub-accounts are outside of the acceptable range permitted under such asset allocation program. Note – Any Account Value not invested in the Sub-accounts will not be affected by any rebalance.

■

Owner Changes in Choice of Model Portfolio: Generally, you may change from the model portfolio that you have elected to any other currently available model portfolio at any time. The change will be implemented on the date we receive all required information in the manner that is then permitted or required. Restrictions and limitations may apply, see LPL program materials for details.

TERMINATION OR MODIFICATION OF THE ASSET ALLOCATION PROGRAM:

■

You may request to terminate your asset allocation program at any time unless you have elected an optional benefit that requires that you maintain your Account Value in the asset allocation program. Any termination will be effective on the date that Prudential Annuities receives your termination request in good order. If you move your account from LPL to another firm, and you have elected one of the optional benefits mentioned above, then termination of your asset allocation program with LPL must coincide with enrollment in a then currently available and approved asset allocation program or other approved option. LPL reserves the right to terminate or modify the asset allocation program at any time. Prudential Annuities reserves the right to change the way in which we administer the program and to terminate our administration of the program.

RESTRICTIONS ON ELECTING THE ASSET ALLOCATION:

■

You cannot participate in auto-rebalancing or a DCA program while enrolled in an asset allocation program. Upon election of an asset allocation program, Prudential Annuities will automatically terminate your enrollment in any auto-rebalancing or DCA program. Finally, Systematic Withdrawals can only be made as flat dollar amounts.

C-1

APPENDIX D – FORMULA UNDER HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT

We set out below the current formula under which we may transfer amounts between the variable investment options and the Benefit Fixed Rate Account. Upon your election of Highest Daily Lifetime Five, we will not alter the formula that applies to your Annuity. However, as discussed in the “Living Benefits” section, we reserve the right to modify this formula with respect to those who elect Highest Daily Lifetime Five in the future.

TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:

■	Cu – the upper target is established on the effective date of the Highest Daily Lifetime Five benefit (the “Effective Date”) and is not changed for the life of the guarantee. Currently, it is 83%.

■	Ct – the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

■	Cl – the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 77%.

■	L – the target value as of the current Valuation Day.

■	r – the target ratio.

■

a – the factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. The factors that we use currently are derived from the a2000 Individual Annuity Mortality Table with an assumed interest rate of 3%. Each number in the table “a” factors (which appears below) represents a factor, which when multiplied by the Highest Daily Annual Income Amount, projects our total liability for the purpose of asset transfers under the guarantee.

■

Q – age based factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. The factor is currently set equal to 1.

■	V – the total value of all Permitted Sub-accounts in the Annuity.

■	F – the total value of all Benefit Fixed Rate Account allocations.

■

I – the income value prior to the first withdrawal. The income value is equal to what the Highest Daily Annual Income Amount would be if the first withdrawal were taken on the date of calculation. After the first withdrawal the income value equals the greater of the Highest Daily Annual Income Amount, the quarterly step-up amount times the annual income percentage, and the Account Value times the annual income percentage.

■	T – the amount of a transfer into or out of the Benefit Fixed Rate Account.

■	I% – annual income amount percentage. This factor is established on the Effective Date and is not changed for the life of the guarantee. Currently, this percentage is equal to 5%

TARGET VALUE CALCULATION:

On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (V) is equal to zero, no calculation is necessary.

L	=	I * Q * a

TRANSFER CALCULATION:

The following formula, which is set on the Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

Target Ratio r	=	(L – F) / V.

■	If r (>) Cu, assets in the Permitted Sub-accounts are transferred to Benefit Fixed Rate Account.

■	If r (<) Cl, and there are currently assets in the Benefit Fixed Rate Account (F (>) 0), assets in the Benefit Fixed Rate Account are transferred to the Permitted Sub-accounts.

D-1

The following formula, which is set on the Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T	=	{Min(V, [L – F – V * Ct] / (1 – Ct))}	T>0, Money moving from the Permitted Sub-accounts to the Benefit Fixed Rate Account
T	=	{Min(F, [L – F – V * Ct] / (1 – Ct))}	T<0, Money moving from the Benefit Fixed Rate Account to the Permitted Sub-accounts]

Example:

Male age 65 contributes $100,000 into the Permitted Sub accounts and the value drops to $92,300 during year one, end of day one. A table of values for “a” appears below.

Target Value Calculation:

L	=	I * Q * a
	=	5000.67 * 1 * 15.34
	=	76,710.28

Target Ratio:

r	=	(L – F) / V
	=	(76,710.28 – 0) / 92,300.00
	=	83.11%

Since r (>) Cu (because 83.11% > 83%) a transfer into the Benefit Fixed rate Account occurs.

T	=	{ Min ( V, [ L – F – V * Ct] / ( 1 – Ct))}
	=	{ Min ( 92,300.00, [ 76,710.28 – 0 – 92,300.00 * 0.80] / ( 1 – 0.80))}
	=	{ Min ( 92,300.00, 14,351.40 )}
	=	14,351.40

FORMULA FOR CONTRACTS WITH 90% CAP FEATURE

TARGET VALUE CALCULATION:

On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (V) is equal to zero, no calculation is necessary.

L	=	I * Q * a

If you elect this feature, the following replaces the “Transfer Calculation” above.

Transfer Calculation:

The following formula, which is set on the effective date of this feature and is not changed for the life of the guarantee, determines when a transfer is required: On the effective date of this feature (and only on the effective date of this feature), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the Benefit Fixed Rate Account:

If (F / (V + F) > .90) then T = F – (V + F) * .90

If T is greater than $0 as described above, then an amount equal to T is transferred from the Benefit Fixed Rate Account and allocated to the permitted Sub-accounts, no additional transfer calculations are performed on the effective date, and future transfers to the Benefit Fixed Rate Account will not occur at least until there is first a transfer out of the Benefit Fixed Rate Account.

On each Valuation Day thereafter (including the effective date of this feature provided F / (V + F) (less than)= .90), the following asset transfer calculation is performed

Target Ratio r	=	(L – F) / V

■	If r > Cu, assets in the Permitted Sub-accounts are transferred to the Benefit Fixed Rate Account (subject to the 90% cap rule described above).

■	If r < Cl and there are currently assets in the Benefit Fixed Rate Account (F (greater than) 0), assets in the Benefit Fixed Rate Account are transferred to the Permitted Sub-accounts.

D-2

The following formula, which is set on the Effective Date of this feature and is not changed for the life of the guarantee, determines the transfer amount:

T	=	Min (MAX (0, (0.90 * (V + F)) – F), [L – F – V * Ct] / (1 – Ct))	Money is transferred from the elected Permitted Sub-accounts to Benefit Fixed Rate Account
T	=	Min (F, – [L – F – V * Ct] / (1 – Ct)),	Money is transferred from the Benefit Fixed Rate Account to the Permitted Sub-accounts

Age 65 “a” Factors for Liability Calculations

(in Years and Months since Benefit Effective Date)*

Years	Months 1	2	3	4	5	6	7	8	9	10	11	12
1	15.34	15.31	15.27	15.23	15.20	15.16	15.13	15.09	15.05	15.02	14.98	14.95
2	14.91	14.87	14.84	14.80	14.76	14.73	14.69	14.66	14.62	14.58	14.55	14.51
3	14.47	14.44	14.40	14.36	14.33	14.29	14.26	14.22	14.18	14.15	14.11	14.07
4	14.04	14.00	13.96	13.93	13.89	13.85	13.82	13.78	13.74	13.71	13.67	13.63
5	13.60	13.56	13.52	13.48	13.45	13.41	13.37	13.34	13.30	13.26	13.23	13.19
6	13.15	13.12	13.08	13.04	13.00	12.97	12.93	12.89	12.86	12.82	12.78	12.75
7	12.71	12.67	12.63	12.60	12.56	12.52	12.49	12.45	12.41	12.38	12.34	12.30
8	12.26	12.23	12.19	12.15	12.12	12.08	12.04	12.01	11.97	11.93	11.90	11.86
9	11.82	11.78	11.75	11.71	11.67	11.64	11.60	11.56	11.53	11.49	11.45	11.42
10	11.38	11.34	11.31	11.27	11.23	11.20	11.16	11.12	11.09	11.05	11.01	10.98
11	10.94	10.90	10.87	10.83	10.79	10.76	10.72	10.69	10.65	10.61	10.58	10.54
12	10.50	10.47	10.43	10.40	10.36	10.32	10.29	10.25	10.21	10.18	10.14	10.11
13	10.07	10.04	10.00	9.96	9.93	9.89	9.86	9.82	9.79	9.75	9.71	9.68
14	9.64	9.61	9.57	9.54	9.50	9.47	9.43	9.40	9.36	9.33	9.26	9.29
15	9.22	9.19	9.15	9.12	9.08	9.05	9.02	8.98	8.95	8.91	8.88	8.84
16	8.81	8.77	8.74	8.71	8.67	8.64	8.60	8.57	8.54	8.50	8.47	8.44
17	8.40	8.37	8.34	8.30	8.27	8.24	8.20	8.17	8.14	8.10	8.07	8.04
18	8.00	7.97	7.94	7.91	7.88	7.84	7.81	7.78	7.75	7.71	7.68	7.65
19	7.62	7.59	7.55	7.52	7.49	7.46	7.43	7.40	7.37	7.33	7.30	7.27
20	7.24	7.21	7.18	7.15	7.12	7.09	7.06	7.03	7.00	6.97	6.94	6.91
21	6.88	6.85	6.82	6.79	6.76	6.73	6.70	6.67	6.64	6.61	6.58	6.55
22	6.52	6.50	6.47	6.44	6.41	6.38	6.36	6.33	6.30	6.27	6.24	6.22
23	6.19	6.16	6.13	6.11	6.08	6.05	6.03	6.00	5.97	5.94	5.92	5.89
24	5.86	5.84	5.81	5.79	5.76	5.74	5.71	5.69	5.66	5.63	5.61	5.58
25	5.56	5.53	5.51	5.48	5.46	5.44	5.41	5.39	5.36	5.34	5.32	5.29
26	5.27	5.24	5.22	5.20	5.18	5.15	5.13	5.11	5.08	5.06	5.04	5.01
27	4.99	4.97	4.95	4.93	4.91	4.88	4.86	4.84	4.82	4.80	4.78	4.75
28	4.73	4.71	4.69	4.67	4.65	4.63	4.61	4.59	4.57	4.55	4.53	4.51
29	4.49	4.47	4.45	4.43	4.41	4.39	4.37	4.35	4.33	4.32	4.30	4.28
30	4.26	4.24	4.22	4.20	4.18	4.17	4.15	4.13	4.11	4.09	4.07	4.06
31	4.04	4.02	4.00	3.98	3.97	3.95	3.93	3.91	3.90	3.88	3.86	3.84
32	3.83	3.81	3.79	3.78	3.76	3.74	3.72	3.71	3.69	3.67	3.66	3.64
33	3.62	3.61	3.59	3.57	3.55	3.54	3.52	3.50	3.49	3.47	3.45	3.44
34	3.42	3.40	3.39	3.37	3.35	3.34	3.32	3.30	3.29	3.27	3.25	3.24
35	3.22	3.20	3.18	3.17	3.15	3.13	3.12	3.10	3.08	3.07	3.05	3.03
36	3.02	3.00	2.98	2.96	2.95	2.93	2.91	2.90	2.88	2.86	2.85	2.83
37	2.81	2.79	2.78	2.76	2.74	2.73	2.71	2.69	2.68	2.66	2.64	2.62
38	2.61	2.59	2.57	2.56	2.54	2.52	2.51	2.49	2.47	2.45	2.44	2.42
39	2.40	2.39	2.37	2.35	2.34	2.32	2.30	2.29	2.27	2.25	2.24	2.22
40	2.20	2.19	2.17	2.15	2.14	2.12	2.11	2.09	2.07	2.06	2.04	2.02
41	2.01	1.84	1.67	1.51	1.34	1.17	1.00	0.84	0.67	0.50	0.33	0.17

*	The values set forth in this table are applied to all ages, and apply whether or not the 90% cap is elected.

D-3

APPENDIX E – ANNUITIES APPROVED FOR SALE BY THE NEW YORK STATE INSURANCE DEPARTMENT

Optimum XTra NY
Minimum Investment	$10,000
Maximum Issue Age	Annuitant 85 Oldest Owner 75
Contingent Deferred Sales Charge Schedule	10 Years (9%, 9%, 8%, 7%, 6%, 5%, 4%, 3%, 2%, 1%) (Applied to Purchase Payments based on the inception date of the Annuity)
Insurance Charge	1.75%
Distribution Charge	N/A
Annual Maintenance Fee	Lesser of $30 or 2% of Account Value
Transfer Fee	$10 after twenty in any annuity year
Contract Credit	Yes. The amount of the credit applied to a Purchase Payment is based on the year the Purchase Payment is received, and the amount of the Purchase Payment. For cumulative Purchase Payments $100,000 or greater, for the first 6 years of the Annuity is as follows: the credit percentages for each year, starting with the first, are 8%, 6%, 4%, 3%, 2%, and 1%. For cumulative Purchase Payments less than $100,000: 6%, 5%, 4%, 3%, 2%, and 1%. Recaptured in certain circumstances.
Fixed Allocation (If available, early withdrawals are subject to a Market Value Adjustment) (“MVA”)	No
Variable Investment Options	All options generally available except where restrictions apply when certain riders are purchased.
Basic Death Benefit	The greater of: Purchase Payments less proportional withdrawals or Account Value (variable) (No MVA applied)
Medically-Related Surrender Feature	N/A
Optional Death Benefits (for an additional cost)(1)	HAV
Optional Living Benefits (for an additional cost)(2)	GRO Plus 2008, Highest Daily GRO, GMWB, GMIB, Lifetime Five, Spousal Lifetime Five, Highest Daily Lifetime Five Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, Highest Daily Lifetime 7 Plus and Spousal Highest Daily Lifetime 7 Plus, GRO Plus II, Highest Daily GRO II, Highest Daily Lifetime 6 Plus, Spousal Highest Daily Lifetime 6 Plus
Annuity Rewards(3)	Available after initial CDSC period
Annuitization Options	Fixed option only Annuity date cannot exceed the first day of the calendar month following Annuitant’s 90th birthday The maximum Annuity Date is based on the first Owner or Annuitant to reach the maximum age, as indicated in your Annuity.

(1)	For more information on these benefits, refer to the “Death Benefit” section in the Prospectus.
(2)	For more information on these benefits, refer to the “Living Benefit” section in the Prospectus. Highest Daily Lifetime Seven with Beneficiary Income Option (BIO), Spousal Highest Daily Lifetime Seven with Beneficiary Income Option (BIO), Highest Daily Lifetime Seven with Lifetime Income Accelerator (LIA), Highest Daily Lifetime 7 Plus with BIO, Spousal Highest Daily Lifetime 7 Plus with BIO, Highest Daily Lifetime 6 Plus with LIA, and Highest Daily Lifetime 7 Plus with LIA are not currently available in New York.
(3)	The Annuity rewards benefit offers Owners an ability to increase the guaranteed death benefit so that the death benefit will at least equal the Annuity’s Account Value on the effective date of the Annuity Rewards benefits, if the terms of the Annuity Rewards benefit are met.

E-1

APPENDIX F – FORMULA UNDER GRO PLUS 2008

(The following formula also applies to elections of HD GRO, if HD GRO was elected prior to July 16, 2010.)

THE FOLLOWING ARE THE TERMS AND DEFINITIONS REFERENCED IN THE TRANSFER CALCULATION FORMULA:

■	AV is the current Account Value of the Annuity

■	V is the current Account Value of the elected Sub-accounts of the Annuity

■	B is the total current value of the AST bond portfolio Sub-account

■	Cl is the lower target value. Currently, it is 79%.

■	Ct is the middle target value. Currently, it is 82%.

■	Cu is the upper target value. Currently, it is 85%.

For each guarantee provided under the benefit,

■	Gi is the guarantee amount

■	Ni is the number of days until the maturity date

■

di is the discount rate applicable to the number of days until the maturity date. It is determined with reference to a benchmark index, reduced by the Discount Rate Adjustment. Once selected, we will not change the applicable benchmark index. However, if the benchmark index is discontinued, we will substitute a successor benchmark index, if there is one. Otherwise we will substitute a comparable benchmark index. We will obtain any required regulatory approvals prior to substitution of the benchmark index.

The formula, which is set on the Effective Date and is not changed while the Rider is in effect, determines, on each Valuation Day, when a transfer is required.

The formula begins by determining the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the guarantee amount at the end of the Base Guarantee Period or Step-Up Guarantee Period. We call the greatest of these values the “current liability (L).”

L	=	MAX (Li), where Li = Gi / (1 + di) ^(Ni/365).

Next the formula calculates the following formula ratio:

r	=	(L – B) / V.

If the formula ratio exceeds an upper target value, then all or a portion of the Account Value will be transferred to the bond fund Sub-account associated with the current liability. If at the time we make a transfer to the bond fund Sub-account associated with the current liability there is Account Value allocated to a bond fund Sub-account not associated with the current liability, we will transfer all assets from that bond fund Sub-account to the bond fund Sub-account associated with the current liability.

The formula will transfer assets into the Transfer Account if r > Cu.

The transfer amount is calculated by the following formula:

T	=	{Min(V, [L – B – V*Ct] / (1 – Ct))}

If the formula ratio is less than a lower target value and there are assets in the Transfer Account, then the formula will transfer assets out of the Transfer Account into the elected Sub-accounts.

The transfer amount is calculated by the following formula:

T	=	{Min(B, – [L – B – V*Ct] / (1 – Ct))}

If following a transfer to the elected Sub-accounts, there are assets remaining in a bond fund Sub-account not associated with the current liability, we will transfer all assets from that bond fund Sub-account to the bond fund Sub-account associated with the current liability.

F-1

FORMULA FOR ANNUITIES WITH 90% CAP RULE FEATURE – GRO PLUS 2008 AND HIGHEST DAILY GRO

(The following formula also applies to elections of HD GRO with 90% cap, if HD GRO with 90% cap was elected prior to July 16, 2010.)

THE FOLLOWING ARE THE TERMS AND DEFINITIONS REFERENCED IN THE TRANSFER CALCULATION FORMULA:

■	AV is the current Account Value of the Annuity

■	V is the current Account Value of the elected Sub-accounts of the Annuity

■	B is the total current value of the AST bond portfolio Sub-account

■	Cl is the lower target value. Currently, it is 79%.

■	Ct is the middle target value. Currently, it is 82%.

■	Cu is the upper target value. Currently, it is 85%.

■	T is the amount of a transfer into or out of the Transfer AST bond portfolio Sub-account.

For each guarantee provided under the benefit,

■	Gi is the guarantee amount

■	Ni is the number of days until the maturity date

■

di is the discount rate applicable to the number of days until the maturity date. It is determined with reference to a benchmark index, reduced by the Discount Rate Adjustment and subject to the discount rate minimum. The discount rate minimum, beginning on the effective date of the benefit, is three percent, and will decline monthly over the first twenty-four months following the effective date of the benefit to one percent in the twenty-fifth month, and will remain at one percent for every month thereafter. Once selected, we will not change the applicable benchmark index. However, if the benchmark index is discontinued, we will substitute a successor benchmark index, if there is one. Otherwise we will substitute a comparable benchmark index. We will obtain any required regulatory approvals prior to substitution of the benchmark index.

Transfer Calculation

The formula, which is set on the Effective Date of the 90% Cap Rule, and is not changed while the benefit is in effect, determines, on each Valuation Day, when a transfer is required.

On the Effective Date of the 90% Cap Rule (and only on this date), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the AST bond portfolio Sub-account:

If (B / (V + B) > .90), then
T	=	B – [(V + B) * .90]

If T as described above is greater than $0, then that amount (“T”) is transferred from the AST bond portfolio Sub-account to the elected Sub-accounts and no additional transfer calculations are performed on the Effective Date of the 90% Cap Rule. Any transfers into the AST bond portfolio Sub-account are suspended. The suspension will be lifted once a transfer out of the AST bond portfolio Sub-account occurs.

On each Valuation Date thereafter (including the Effective Date of the 90% Cap Rule, provided (B / (V + B) < = .90), the formula begins by determining the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the Guarantee Amount at the end of the Guarantee Period. We call the greatest of these values the “current liability (L).”

L	=	MAX(Li), where Li = Gi / (1 + di)^(Ni/365)

Next the formula calculates the following formula ratio:

r	=	(L – B) / V

F-2

If the formula ratio exceeds an upper target value, then all or a portion of the Account Value will be transferred to the AST bond portfolio Sub-account associated with the current liability, subject to the rule that prevents a transfer into that AST bond portfolio Sub-account if 90% or more of Account Value is in that Sub-account (the “90% cap rule”). If, at the time we make a transfer to the AST bond portfolio Sub-account associated with the current liability, there is Account Value allocated to an AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

The formula will transfer assets into the Transfer AST bond portfolio Sub-account if r > Cu, subject to the 90% cap rule.

The transfer amount is calculated by the following formula:

T	=	{Min(MAX(0, (.90 * (V + B)) – B), [L – B – V * Ct] / (1 – Ct))}

If the formula ratio is less than a lower target value and there are assets in the Transfer AST bond portfolio Sub-account, then the formula will transfer assets out of the Transfer AST bond portfolio Sub-account into the elected Sub-accounts.

The formula will transfer assets out of the Transfer AST bond portfolio Sub-account if r < Cl and B > 0.

The transfer amount is calculated by the following formula:

T	=	{Min(B, – [L – B – V * Ct] / (1 – Ct))}

If, following a transfer to the elected Sub-accounts, there are assets remaining in an AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

If transfers into the AST bond portfolio Sub-account are restricted due to the operation of the 90% cap rule, then we will not perform any intra-AST bond portfolio Sub-account transfers. However, if assets transfer out of an AST bond portfolio Sub-account and into the elected Sub-accounts due to the maturity of the AST bond portfolio, by operation of the formula, assets may subsequently transfer to another AST bond portfolio Sub-account that is associated with a future guarantee, subject to the 90% cap rule.

F-3

APPENDIX G – FORMULA UNDER HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT AND SPOUSAL HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT

(including Highest Daily Lifetime Seven with BIO, Highest Daily Lifetime Seven with LIA and Spousal Highest Daily Lifetime Seven with BIO)

1. Formula for Contracts Issued on or after July 21, 2008

(Without Election of 90% Cap Feature)

TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:

■	Cu – the upper target is established on the effective date of the Highest Daily Lifetime Seven benefit (the “Effective Date”) and is not changed for the life of the guarantee. Currently, it is 83%.

■	Ct – the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

■	Cl – the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 77%.

■	L – the target value as of the current business day.

■	r – the target ratio.

■	a – factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee.

■	Vv – the total value of all Permitted Sub-accounts in the Annuity.

■	VF – the total value of all elected Fixed Rate Options in the Annuity.

■	B – the total value of the AST Investment Grade Bond Portfolio Sub-account.

■

P – Income Basis. Prior to the first withdrawal, the Income Basis is the Protected Withdrawal Value calculated as if the first withdrawal were taken on the date of calculation. After the first withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value at the time of the first withdrawal, adjusted for additional purchase payments including the amount of any associated Credits, and adjusted proportionally for excess withdrawals*, (2) any highest quarterly value increased for additional purchase payments including the amount of any associated Credits, and adjusted for withdrawals, and (3) the Account Value.

■	T – the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account.

*	Note: withdrawals of less than the Annual Income Amount do not reduce the Income Basis.

TARGET VALUE CALCULATION:

On each business day, a target value (L) is calculated, according to the following formula. If the Account Value (VV + VF) is equal to zero, no calculation is necessary.

L	=	0.05 * P * a

TRANSFER CALCULATION:

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

Target Ratio r	=	(L – B) / (VV + VF).

■	If r > Cu, assets in the Permitted Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account.

■

If r < Cl, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T	=	{Min ((VV + VF), [L – B – (VV + VF) * Ct] / (1 – Ct))}	Money is transferred from the Permitted Sub-accounts and Fixed Rate Options to the AST Investment Grade Bond Sub-account

T	=	{Min (B, – [L – B – (VV + VF)* Ct] / (1 – Ct))}	Money is transferred from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts

2. Formula for Contracts Issued Prior to 7/21/08

(Without Election of 90% Cap Feature)

TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:

■	Cu – the upper target is established on the effective date of the Highest Daily Lifetime Seven benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

■	Ct – the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

■	Cl – the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 77%.

■	L – the target value as of the current business day.

■	r – the target ratio.

■	a – factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee.

■	V – the total value of all Permitted Sub-accounts in the annuity.

■	B – the total value of the AST Investment Grade Bond Portfolio Sub-account.

■

P – Income Basis. Prior to the first withdrawal, the Income Basis is the Protected Withdrawal Value calculated as if the first withdrawal were taken on the date of calculation. After the first withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value at the time of the first withdrawal, adjusted for additional purchase payments including the amount of any associated Credits, and adjusted proportionally for excess withdrawals*, (2) any highest quarterly value increased for additional purchase payments including the amount of any associated Credits, and adjusted for withdrawals, and (3) the Account Value.

■	T – the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account

*	Note: withdrawals of less than the Annual Income Amount do not reduce the Income Basis.

TARGET VALUE CALCULATION:

On each business day, a target value (L) is calculated, according to the following formula. If the variable account value (V) is equal to zero, no calculation is necessary.

L	=	0.05 * P * a

TRANSFER CALCULATION:

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

Target Ratio r	=	(L – B) / V.

■	If r > Cu, assets in the Permitted Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account.

■

If r < Cl, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T	=	{Min(V, [L – B – V * Ct] / (1 – Ct))},	Money is transferred from the Permitted Sub-accounts to the AST Investment Grade Bond Portfolio Sub-account

T	=	{Min(B, – [L – B – V * Ct] / (1 – Ct))},	Money is transferred from the AST Investment Grade Bond Portfolio Sub-account to the Permitted Sub-accounts

3. Formula for Annuities with 90% Cap Feature if Benefit was Elected Prior to July 21, 2008

See above for the Terms and Definitions Referenced in the Calculation Formula.

TARGET VALUE CALCULATION:

On each Valuation Day, a target value (L) is calculated, according to the following formula. Target values are subject to change for new elections of the Rider on a going-forward basis.

L	=	0.05 * P * a

TRANSFER CALCULATION:

The following formula, which is set on the Effective Date of the 90% Cap Rule as shown in the Schedule Supplement and is not changed for the life of the guarantee, determines when a transfer is required. On the Effective Date of the 90% Cap Rule (and only on this date), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account:

If (B / (V + B) > .90) then
T	=	B – [(V + B) * .90]

If T is greater than $0 as described above, then no additional transfer calculations are performed on the Effective Date of the 90% Cap Rule. Any transfers into the AST Investment Grade Bond Portfolio Sub-account are suspended. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs.

On each Valuation Day thereafter (including the Effective Date of the 90% Cap Rule, provided B / (V + B) <= .90), the following asset transfer calculation is performed:

Target Ratio r	=	(L – B) / V

■	If r > Cu, assets in the elected Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account provided transfers are not suspended under the 90% Cap Rule described below.

■

If r < Cl and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the elected Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Effective Date of the 90% Cap Rule and is not changed for the life of the guarantee, determines the transfer amount:

T	=	Min (MAX (0, (0.90 * (V + B)) – B), [L – B – V * Ct] / (1 – Ct))	Money is transferred from the elected Sub-accounts to the AST Investment Grade Bond Portfolio Sub-account

T	=	{Min (B, – [L – B – V * Ct] / (1 – Ct))}	Money is transferred from the AST Investment Grade Bond Portfolio Sub-account to the elected Sub-accounts.

At any given time, some, most, or none of the Account Value may be allocated to the AST Investment Grade Bond Portfolio Sub-account under the Transfer Calculation formula.

90% Cap Rule: If, on any Valuation Day, on and after the Effective Date of the 90% Cap Rule, a transfer into the AST Investment Grade Bond Portfolio Sub-account occurs which results in 90% of the Account Value being allocated to the AST Investment Grade

Bond Portfolio Sub-account, any transfers into the AST Investment Grade Bond Portfolio Sub-account will be suspended, even if the formula would otherwise dictate that a transfer into the AST Investment Grade Bond Portfolio Sub-account should occur. Transfers out of the AST Investment Grade Bond Portfolio Sub-account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs. Due to the performance of the AST Investment Grade Bond Portfolio Sub-account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the AST Investment Grade Bond Portfolio Sub-account.

4. Formula for Annuities with 90% Cap Feature if Benefit was Elected on or after July 21, 2008

See above for the Terms and Definitions Referenced in the Calculation Formula

TARGET VALUE CALCULATION:

On each Valuation Day, a target value (L) is calculated, according to the following formula. Target values are subject to change for new elections of the Rider on a going-forward basis.

L	=	0.05 * P * a

TRANSFER CALCULATION:

The following formula, which is set on the Effective Date of the 90% Cap Rule as shown in the Schedule Supplement and is not changed for the life of the guarantee, determines when a transfer is required. On the Effective Date of the 90% Cap Rule (and only on this date), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account:

If (B / (VV + VF + B) > .90) then
T	=	B – [(VV + VF + B) * .90]

If T is greater than $0 as described above, then no additional transfer calculations are performed on the Effective Date of the 90% Cap Rule. Any transfers into the AST Investment Grade Bond Portfolio Sub-account are suspended. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs.

On each Valuation Day thereafter (including the Effective Date of the 90% Cap Rule, provided B / (VV + VF + B) <= .90), the following asset transfer calculation is performed:

Target Ratio r	=	(L – B) / (VV + VF)

■	If r > Cu, assets in the elected Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account, provided transfers are not suspended under the 90% Cap Rule described below.

■

If r < Cl and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the elected Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Effective Date of the 90% Cap Rule and is not changed for the life of the guarantee, determines the transfer amount:

T	=	Min (MAX (0, (0.90 * (VV + VF + B)) – B), [L – B – (VV + VF) * Ct] / (1 – Ct))	Money is transferred from the elected Sub-accounts to AST Investment Grade Bond Portfolio Sub-account.

T	=	{Min (B, – [L – B – (VV + VF) * Ct] / (1 – Ct))}	Money is transferred from the AST Investment Grade Bond Portfolio Sub-account to the elected Sub-accounts.

At any given time, some, most, or none of the Account Value may be allocated to the AST Investment Grade Bond Portfolio Sub-account under the Transfer Calculation formula.

90% Cap Rule: If, on any Valuation Day, on and after the Effective Date of the 90% Cap Rule, a transfer into the AST Investment Grade Bond Portfolio Sub-account occurs which results in 90% of the Account Value being allocated to the AST Investment Grade Bond Portfolio Sub-account, any transfers into the AST Investment Grade Bond Portfolio Sub-account will be suspended, even if the formula would otherwise dictate that a transfer into the AST Investment Grade Bond Portfolio Sub-account should occur. Transfers out of the AST Investment Grade Bond Portfolio Sub-account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs. Due to the performance of the

AST Investment Grade Bond Portfolio Sub-account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the AST Investment Grade Bond Portfolio Sub-account.

“a” Factors for Liability Calculations

(in Years and Months since Benefit Effective Date)*

Years	Months 1	2	3	4	5	6	7	8	9	10	11	12
1	15.34	15.31	15.27	15.23	15.20	15.16	15.13	15.09	15.05	15.02	14.98	14.95
2	14.91	14.87	14.84	14.80	14.76	14.73	14.69	14.66	14.62	14.58	14.55	14.51
3	14.47	14.44	14.40	14.36	14.33	14.29	14.26	14.22	14.18	14.15	14.11	14.07
4	14.04	14.00	13.96	13.93	13.89	13.85	13.82	13.78	13.74	13.71	13.67	13.63
5	13.60	13.56	13.52	13.48	13.45	13.41	13.37	13.34	13.30	13.26	13.23	13.19
6	13.15	13.12	13.08	13.04	13.00	12.97	12.93	12.89	12.86	12.82	12.78	12.75
7	12.71	12.67	12.63	12.60	12.56	12.52	12.49	12.45	12.41	12.38	12.34	12.30
8	12.26	12.23	12.19	12.15	12.12	12.08	12.04	12.01	11.97	11.93	11.90	11.86
9	11.82	11.78	11.75	11.71	11.67	11.64	11.60	11.56	11.53	11.49	11.45	11.42
10	11.38	11.34	11.31	11.27	11.23	11.20	11.16	11.12	11.09	11.05	11.01	10.98
11	10.94	10.90	10.87	10.83	10.79	10.76	10.72	10.69	10.65	10.61	10.58	10.54
12	10.50	10.47	10.43	10.40	10.36	10.32	10.29	10.25	10.21	10.18	10.14	10.11
13	10.07	10.04	10.00	9.96	9.93	9.89	9.86	9.82	9.79	9.75	9.71	9.68
14	9.64	9.61	9.57	9.54	9.50	9.47	9.43	9.40	9.36	9.33	9.29	9.26
15	9.22	9.19	9.15	9.12	9.08	9.05	9.02	8.98	8.95	8.91	8.88	8.84
16	8.81	8.77	8.74	8.71	8.67	8.64	8.60	8.57	8.54	8.50	8.47	8.44
17	8.40	8.37	8.34	8.30	8.27	8.24	8.20	8.17	8.14	8.10	8.07	8.04
18	8.00	7.97	7.94	7.91	7.88	7.84	7.81	7.78	7.75	7.71	7.68	7.65
19	7.62	7.59	7.55	7.52	7.49	7.46	7.43	7.40	7.37	7.33	7.30	7.27
20	7.24	7.21	7.18	7.15	7.12	7.09	7.06	7.03	7.00	6.97	6.94	6.91
21	6.88	6.85	6.82	6.79	6.76	6.73	6.70	6.67	6.64	6.61	6.58	6.55
22	6.52	6.50	6.47	6.44	6.41	6.38	6.36	6.33	6.30	6.27	6.24	6.22
23	6.19	6.16	6.13	6.11	6.08	6.05	6.03	6.00	5.97	5.94	5.92	5.89
24	5.86	5.84	5.81	5.79	5.76	5.74	5.71	5.69	5.66	5.63	5.61	5.58
25	5.56	5.53	5.51	5.48	5.46	5.44	5.41	5.39	5.36	5.34	5.32	5.29
26	5.27	5.24	5.22	5.20	5.18	5.15	5.13	5.11	5.08	5.06	5.04	5.01
27	4.99	4.97	4.95	4.93	4.91	4.88	4.86	4.84	4.82	4.80	4.78	4.75
28	4.73	4.71	4.69	4.67	4.65	4.63	4.61	4.59	4.57	4.55	4.53	4.51
29	4.49	4.47	4.45	4.43	4.41	4.39	4.37	4.35	4.33	4.32	4.30	4.28
30	4.26	4.24	4.22	4.20	4.18	4.17	4.15	4.13	4.11	4.09	4.07	4.06
31	4.04	4.02	4.00	3.98	3.97	3.95	3.93	3.91	3.90	3.88	3.86	3.84
32	3.83	3.81	3.79	3.78	3.76	3.74	3.72	3.71	3.69	3.67	3.66	3.64
33	3.62	3.61	3.59	3.57	3.55	3.54	3.52	3.50	3.49	3.47	3.45	3.44
34	3.42	3.40	3.39	3.37	3.35	3.34	3.32	3.30	3.29	3.27	3.25	3.24
35	3.22	3.20	3.18	3.17	3.15	3.13	3.12	3.10	3.08	3.07	3.05	3.03
36	3.02	3.00	2.98	2.96	2.95	2.93	2.91	2.90	2.88	2.86	2.85	2.83
37	2.81	2.79	2.78	2.76	2.74	2.73	2.71	2.69	2.68	2.66	2.64	2.62
38	2.61	2.59	2.57	2.56	2.54	2.52	2.51	2.49	2.47	2.45	2.44	2.42
39	2.40	2.39	2.37	2.35	2.34	2.32	2.30	2.29	2.27	2.25	2.24	2.22
40	2.20	2.19	2.17	2.15	2.14	2.12	2.11	2.09	2.07	2.06	2.04	2.02
41	2.01	1.84	1.67	1.51	1.34	1.17	1.00	0.84	0.67	0.50	0.33	0.17

*	The values set forth in this table are applied to all ages, and apply to each formula set out in this Appendix.

APPENDIX H – FORMULA FOR HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT AND SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT

(including Highest Daily Lifetime 7 Plus with BIO, Highest Daily Lifetime 7 Plus with LIA and Spousal Highest Daily Lifetime 7 Plus with BIO)

TRANSFERS OF ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST INVESTMENT GRADE BOND SUB-ACCOUNT

TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULAS:

■

Cu – the upper target is established on the effective date of the Highest Daily Lifetime 7 Plus/Spousal Highest Daily Lifetime 7 Plus benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

■

Cus – The secondary upper target is established on the effective date of the Highest Daily Lifetime 7 Plus/Spousal Highest Daily Lifetime 7 Plus benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently it is 84.5%

■	Ct – the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

■	Cl – the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 78%.

■	L – the target value as of the current Valuation Day.

■	r – the target ratio.

■	a – factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. (See below for the table of "a" factors)

■	Vv – the total value of all Permitted Sub-accounts in the Annuity.

■	VF – the total value of all elected Fixed Rate Options in the Annuity

■	B – the total value of the AST Investment Grade Bond Portfolio Sub-account.

■

P – Income Basis. Prior to the first Lifetime Withdrawal, the Income Basis is equal to the Protected Withdrawal Value calculated as if the first Lifetime Withdrawal were taken on the date of calculation. After the first Lifetime Withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for additional purchase payments, including the amount of any associated Credits, and adjusted proportionally for excess withdrawals*, and (2) any highest daily Account Value occurring on or after the date of the first Lifetime Withdrawal and prior to or including the date of this calculation increased for additional purchase payments including the amount of any associated Credits, and adjusted for Lifetime Withdrawals.

■	T – the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account

■	TM – the amount of a monthly transfer out of the AST Investment Grade Bond Portfolio

*	Note: Lifetime Withdrawals of less than or equal to the Annual Income Amount do not reduce the Income Basis.

DAILY CALCULATIONS

TARGET VALUE CALCULATION:

On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (VV+ VF) is equal to zero, no calculation is necessary.

L	=	0.05 * P * a

H-1

TRANSFER CALCULATION:

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

Target Ratio r	=	(L - B) / (VV + VF).

■

If on the third consecutive Valuation Day r > Cu and r ≤ Cus or if on any day r > Cus, and subject to the 90% cap rule described above, assets in the Permitted Sub-accounts (including Book Value Fixed Allocations used with any applicable Enhanced DCA Program) are transferred to the AST Investment Grade Bond Portfolio Sub-account.

■

If r < Cl, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T	=	Min (MAX (0, (0.90 * (VV + VF + B)) – B), [L – B – (VV + VF) * Ct]/(1 – Ct))	Money is transferred from the Permitted Sub-accounts and Fixed Rate Options to the AST Investment Grade Bond Sub-account

T	=	{Min (B, – [L – B – (VV + VF)* Ct]/(1 – Ct))}	Money is transferred from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts

MONTHLY CALCULATION

On each monthly anniversary of the Annuity Issue Date and following the daily Transfer Calculation above, the following formula determines if a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-Accounts will occur:

If, after the daily Transfer Calculation is performed,

{Min (B, .05 * (VV + VF + B))} < (Cu * (VV + VF) – L + B) / (1 – Cu), then

TM	=	{Min (B, .05 * (VV + VF + B))}	Money is transferred from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts.

H-2

“a” Factors for Liability Calculations

(in Years and Months since Benefit Effective Date)*

Years	Months 1	2	3	4	5	6	7	8	9	10	11	12
1	15.34	15.31	15.27	15.23	15.20	15.16	15.13	15.09	15.05	15.02	14.98	14.95
2	14.91	14.87	14.84	14.80	14.76	14.73	14.69	14.66	14.62	14.58	14.55	14.51
3	14.47	14.44	14.40	14.36	14.33	14.29	14.26	14.22	14.18	14.15	14.11	14.07
4	14.04	14.00	13.96	13.93	13.89	13.85	13.82	13.78	13.74	13.71	13.67	13.63
5	13.60	13.56	13.52	13.48	13.45	13.41	13.37	13.34	13.30	13.26	13.23	13.19
6	13.15	13.12	13.08	13.04	13.00	12.97	12.93	12.89	12.86	12.82	12.78	12.75
7	12.71	12.67	12.63	12.60	12.56	12.52	12.49	12.45	12.41	12.38	12.34	12.30
8	12.26	12.23	12.19	12.15	12.12	12.08	12.04	12.01	11.97	11.93	11.90	11.86
9	11.82	11.78	11.75	11.71	11.67	11.64	11.60	11.56	11.53	11.49	11.45	11.42
10	11.38	11.34	11.31	11.27	11.23	11.20	11.16	11.12	11.09	11.05	11.01	10.98
11	10.94	10.90	10.87	10.83	10.79	10.76	10.72	10.69	10.65	10.61	10.58	10.54
12	10.50	10.47	10.43	10.40	10.36	10.32	10.29	10.25	10.21	10.18	10.14	10.11
13	10.07	10.04	10.00	9.96	9.93	9.89	9.86	9.82	9.79	9.75	9.71	9.68
14	9.64	9.61	9.57	9.54	9.50	9.47	9.43	9.40	9.36	9.33	9.29	9.26
15	9.22	9.19	9.15	9.12	9.08	9.05	9.02	8.98	8.95	8.91	8.88	8.84
16	8.81	8.77	8.74	8.71	8.67	8.64	8.60	8.57	8.54	8.50	8.47	8.44
17	8.40	8.37	8.34	8.30	8.27	8.24	8.20	8.17	8.14	8.10	8.07	8.04
18	8.00	7.97	7.94	7.91	7.88	7.84	7.81	7.78	7.75	7.71	7.68	7.65
19	7.62	7.59	7.55	7.52	7.49	7.46	7.43	7.40	7.37	7.33	7.30	7.27
20	7.24	7.21	7.18	7.15	7.12	7.09	7.06	7.03	7.00	6.97	6.94	6.91
21	6.88	6.85	6.82	6.79	6.76	6.73	6.70	6.67	6.64	6.61	6.58	6.55
22	6.52	6.50	6.47	6.44	6.41	6.38	6.36	6.33	6.30	6.27	6.24	6.22
23	6.19	6.16	6.13	6.11	6.08	6.05	6.03	6.00	5.97	5.94	5.92	5.89
24	5.86	5.84	5.81	5.79	5.76	5.74	5.71	5.69	5.66	5.63	5.61	5.58
25	5.56	5.53	5.51	5.48	5.46	5.44	5.41	5.39	5.36	5.34	5.32	5.29
26	5.27	5.24	5.22	5.20	5.18	5.15	5.13	5.11	5.08	5.06	5.04	5.01
27	4.99	4.97	4.95	4.93	4.91	4.88	4.86	4.84	4.82	4.80	4.78	4.75
28	4.73	4.71	4.69	4.67	4.65	4.63	4.61	4.59	4.57	4.55	4.53	4.51
29	4.49	4.47	4.45	4.43	4.41	4.39	4.37	4.35	4.33	4.32	4.30	4.28
30	4.26	4.24	4.22	4.20	4.18	4.17	4.15	4.13	4.11	4.09	4.07	4.06	**

*	The values set forth in this table are applied to all ages.
**	In all subsequent years and months thereafter, the annuity factor is 4.06

H-3

APPENDIX I – SPECIAL CONTRACT PROVISIONS FOR ANNUITIES ISSUED IN CERTAIN STATES

Certain features of your Annuity may be different than the features described earlier in this prospectus if your Annuity is issued in certain states described below. For Annuities issued in New York, please see Appendix E.

Jurisdiction	Special Provisions
Connecticut	Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available.
Hawaii	Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available.
Iowa	Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available.
Maryland	Fixed Allocations are not available.
Massachusetts

If your Annuity is issued in Massachusetts after January 1, 2009, the annuity rates we use to calculate annuity payments are available only on a gender-neutral basis under any Annuity Option or any lifetime withdrawal optional benefit (except the Guaranteed Minimum Withdrawal Benefit).

Medically-Related Surrenders are not available.

Montana	If your Annuity is issued in Montana, the annuity rates we use to calculate annuity payments are available only on a gender-neutral basis under any Annuity Option or any lifetime withdrawal optional benefit (except the Guaranteed Minimum Withdrawal Benefit).
Nevada	Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available. Fixed Allocations are not available.
New York	Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available.
North Dakota	Fixed Allocations are not available.
Texas	Death benefit suspension not applicable upon provision of evidence of good health. See annuity contract for exact details.
Utah	Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available.
Vermont	Fixed Allocations are not available.
Washington	Fixed Allocations are not available. Combination Roll-Up Value and Highest Periodic Value Death Benefit not available. Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available.

I-1

APPENDIX J – FORMULA FOR HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT AND SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT

(including Highest Daily Lifetime 6 Plus with LIA)

TRANSFERS OF ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE

AST INVESTMENT GRADE BOND SUB-ACCOUNT

TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULAS:

■

Cu – the upper target is established on the effective date of the Highest Daily Lifetime 6 Plus/Spousal Highest Daily Lifetime 6 Plus benefit (the “Effective Date”) and is not changed for the life of the guarantee. Currently, it is 83%.

■

Cus – The secondary upper target is established on the effective date of the Highest Daily Lifetime 6 Plus/Spousal Highest Daily Lifetime 6 Plus benefit (the “Effective Date”) and is not changed for the life of the guarantee. Currently it is 84.5%.

■	Ct – the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

■	Cl – the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 78%.

■	L – the target value as of the current Valuation Day.

■	r – the target ratio.

■	a – factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. (See below for the table of “a” factors).

■	Vv – the total value of all Permitted Sub-accounts in the Annuity.

■	VF – the total value of all elected Fixed Rate Options in the Annuity.

■	B – the total value of the AST Investment Grade Bond Portfolio Sub-account.

■

P – Income Basis. Prior to the first Lifetime Withdrawal, the Income Basis is equal to the Protected Withdrawal Value calculated as if the first Lifetime Withdrawal were taken on the date of calculation. After the first Lifetime Withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for additional purchase payments, including the amount of any associated purchase Credits, and adjusted proportionally for excess withdrawals*, and (2) the Protected Withdrawal Value on any Annuity Anniversary subsequent to the first Lifetime Withdrawal, increased for subsequent additional purchase payments (including the amount of any associated purchase Credits) and adjusted proportionately for Excess Income* and (3) any highest daily Account Value occurring on or after the later of the immediately preceding Annuity anniversary, or the date of the first Lifetime Withdrawal, and prior to or including the date of this calculation, increased for additional purchase payments (including the amount of any associated purchase Credits) and adjusted for withdrawals, as described herein.

■	T – the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account.

■	TM – the amount of a monthly transfer out of the AST Investment Grade Bond Portfolio.

*	Note: Lifetime Withdrawals of less than or equal to the Annual Income Amount do not reduce the Income Basis.

DAILY CALCULATIONS

TARGET VALUE CALCULATION:

On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (VV + VF) is equal to zero, no calculation is necessary.

L	=	0.05 * P * a

TRANSFER CALCULATION:

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

Target Ratio r	=	(L – B) / (VV + VF).

■

If on the third consecutive Valuation Day r > Cu and r ≤ Cus or if on any day r > Cus, and subject to the 90% cap rule described above, assets in the Permitted Sub-accounts (including DCA Fixed Rate Options used with any applicable 6 or 12 Month DCA Program) are transferred to the AST Investment Grade Bond Portfolio Sub-account.

■

If r < Cl, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts as described above.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T	=	Min (MAX (0, (0.90 * (VV + VF + B)) – B), [L – B – (VV + VF) * Ct] / (1 – Ct))	Money is transferred from the Permitted Sub-accounts and DCA Fixed Rate Options to the AST Investment Grade Bond Sub-account

T	=	{Min (B, – [L – B – (VV + VF) * Ct] / (1 – Ct))}	Money is transferred from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts

MONTHLY CALCULATION

On each monthly anniversary of the Annuity Issue Date and following the daily Transfer Calculation above, the following formula determines if a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-Accounts will occur:

If, after the daily Transfer Calculation is performed,

{Min (B, .05 * (VV + VF + B))} < (Cu * (VV + V F) – L + B) / (1 – C u), then

TM	=	{Min (B, .05 * (VV + VF + B))}	Money is transferred from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts.

“a” Factors for Liability Calculations

(in Years and Months since Benefit Effective Date)*

Years	Months 1	2	3	4	5	6	7	8	9	10	11	12
1	15.34	15.31	15.27	15.23	15.20	15.16	15.13	15.09	15.05	15.02	14.98	14.95
2	14.91	14.87	14.84	14.80	14.76	14.73	14.69	14.66	14.62	14.58	14.55	14.51
3	14.47	14.44	14.40	14.36	14.33	14.29	14.26	14.22	14.18	14.15	14.11	14.07
4	14.04	14.00	13.96	13.93	13.89	13.85	13.82	13.78	13.74	13.71	13.67	13.63
5	13.60	13.56	13.52	13.48	13.45	13.41	13.37	13.34	13.30	13.26	13.23	13.19
6	13.15	13.12	13.08	13.04	13.00	12.97	12.93	12.89	12.86	12.82	12.78	12.75
7	12.71	12.67	12.63	12.60	12.56	12.52	12.49	12.45	12.41	12.38	12.34	12.30
8	12.26	12.23	12.19	12.15	12.12	12.08	12.04	12.01	11.97	11.93	11.90	11.86
9	11.82	11.78	11.75	11.71	11.67	11.64	11.60	11.56	11.53	11.49	11.45	11.42
10	11.38	11.34	11.31	11.27	11.23	11.20	11.16	11.12	11.09	11.05	11.01	10.98
11	10.94	10.90	10.87	10.83	10.79	10.76	10.72	10.69	10.65	10.61	10.58	10.54
12	10.50	10.47	10.43	10.40	10.36	10.32	10.29	10.25	10.21	10.18	10.14	10.11
13	10.07	10.04	10.00	9.96	9.93	9.89	9.86	9.82	9.79	9.75	9.71	9.68
14	9.64	9.61	9.57	9.54	9.50	9.47	9.43	9.40	9.36	9.33	9.29	9.26
15	9.22	9.19	9.15	9.12	9.08	9.05	9.02	8.98	8.95	8.91	8.88	8.84
16	8.81	8.77	8.74	8.71	8.67	8.64	8.60	8.57	8.54	8.50	8.47	8.44
17	8.40	8.37	8.34	8.30	8.27	8.24	8.20	8.17	8.14	8.10	8.07	8.04
18	8.00	7.97	7.94	7.91	7.88	7.84	7.81	7.78	7.75	7.71	7.68	7.65
19	7.62	7.59	7.55	7.52	7.49	7.46	7.43	7.40	7.37	7.33	7.30	7.27
20	7.24	7.21	7.18	7.15	7.12	7.09	7.06	7.03	7.00	6.97	6.94	6.91
21	6.88	6.85	6.82	6.79	6.76	6.73	6.70	6.67	6.64	6.61	6.58	6.55
22	6.52	6.50	6.47	6.44	6.41	6.38	6.36	6.33	6.30	6.27	6.24	6.22
23	6.19	6.16	6.13	6.11	6.08	6.05	6.03	6.00	5.97	5.94	5.92	5.89
24	5.86	5.84	5.81	5.79	5.76	5.74	5.71	5.69	5.66	5.63	5.61	5.58
25	5.56	5.53	5.51	5.48	5.46	5.44	5.41	5.39	5.36	5.34	5.32	5.29
26	5.27	5.24	5.22	5.20	5.18	5.15	5.13	5.11	5.08	5.06	5.04	5.01
27	4.99	4.97	4.95	4.93	4.91	4.88	4.86	4.84	4.82	4.80	4.78	4.75
28	4.73	4.71	4.69	4.67	4.65	4.63	4.61	4.59	4.57	4.55	4.53	4.51
29	4.49	4.47	4.45	4.43	4.41	4.39	4.37	4.35	4.33	4.32	4.30	4.28
30	4.26	4.24	4.22	4.20	4.18	4.17	4.15	4.13	4.11	4.09	4.07	4.06	**

*	The values set forth in this table are applied to all ages.
**	In all subsequent years and months thereafter, the annuity factor is 4.06.

APPENDIX K – FORMULA FOR GRO PLUS II

(The following formula also applies to elections of HD GRO II, if HD GRO II was elected prior to July 16, 2010.)

The following are the terms and definitions referenced in the transfer calculation formula:

■	AV is the current Account Value of the Annuity

■	VV is the current Account Value of the elected Sub-accounts of the Annuity

■	VF is the current Account Value of any fixed-rate Sub-accounts of the Annuity

■	B is the total current value of the AST bond portfolio Sub-account

■	Cl is the lower target value. Currently, it is 79%.

■	Ct is the middle target value. Currently, it is 82%.

■	Cu is the upper target value. Currently, it is 85%.

■	T is the amount of a transfer into or out of the AST bond portfolio Sub-account.

For each guarantee provided under the benefit,

■	Gi is the guarantee amount

■	Ni is the number of days until the maturity date

■

di is the discount rate applicable to the number of days until the maturity date. It is determined with reference to a benchmark index, reduced by the Discount Rate Adjustment and subject to the discount rate minimum. The discount rate minimum, beginning on the effective date of the benefit, is three percent, and will decline monthly over the first twenty-four months following the effective date of the benefit to one percent in the twenty-fifth month, and will remain at one percent for every month thereafter. Once selected, we will not change the applicable benchmark index. However, if the benchmark index is discontinued, we will substitute a successor benchmark index, if there is one. Otherwise we will substitute a comparable benchmark index. We will obtain any required regulatory approvals prior to substitution of the benchmark index.

The formula, which is set on the effective date and is not changed while the benefit is in effect, determines, on each Valuation Day, when a transfer is required.

The formula begins by determining the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the guarantee amount at the end of each applicable guarantee period. We call the greatest of these values the “current liability (L).”

L	=	MAX(Li), where Li = Gi / (1 + di)^(Ni/365)

Next the formula calculates the following formula ratio:

r	=	(L – B) / (VV + VF)

If the formula ratio exceeds an upper target value, then all or a portion of the Account Value will be transferred to the AST bond portfolio Sub-account associated with the current liability subject to the rule that prevents a transfer into that AST bond portfolio Sub-account if 90% or more of Account Value is in that Sub-account ( “90% cap rule”). If at the time we make a transfer to the AST bond portfolio Sub-account associated with the current liability there is Account Value allocated to an AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

The formula will transfer assets into the AST bond portfolio Sub-account if r > Cu, subject to the 90% cap rule.

The transfer amount is calculated by the following formula:

T	=	{Min(MAX(0, (.90 * (VV + VF + B)) – B), [L – B – (VV + VF) * Ct] / (1 – Ct))}

K-1

If the formula ratio is less than a lower target value and there are assets in the AST bond portfolio Sub-account, then the formula will transfer assets out of the AST bond portfolio Sub-account into the elected Sub-accounts.

The formula will transfer assets out of the AST bond portfolio Sub-account if r < Cl and B > 0.

The transfer amount is calculated by the following formula:

T	=	{Min(B, – [L – B – (VV + VF) * Ct] / (1 – Ct))}

If following a transfer to the elected Sub-accounts, there are assets remaining in a AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

If transfers into the AST bond portfolio Sub-account are restricted due to the operation of the 90% cap rule, then we will not perform any intra-AST bond portfolio Sub-account transfers. However, if assets transfer out of an AST bond portfolio Sub-account and into the elected Sub-accounts due to the maturity of the AST bond portfolio, by operation of the formula, assets may subsequently transfer to another AST bond portfolio Sub-account that is associated with a future guarantee, subject to the 90% cap.

K-2

APPENDIX L – FORMULA FOR HIGHEST DAILY GRO

Formula for elections of HD GRO on or after July 16, 2010, subject to state approval. The operation of the formula is the same as for elections of HD GRO prior to July 16, 2010. The formula below provides additional information regarding the concept of the Projected Future Guarantee throughout the Transfer Calculation.

THE FOLLOWING ARE THE TERMS AND DEFINITIONS REFERENCED IN THE TRANSFER CALCULATION FORMULA:

■	AV is the current Account Value of the Annuity

■	VV is the current Account Value of the elected Sub-accounts of the Annuity

■	VF is the current Account Value of the elected Fixed Rate Options of the Annuity

■	B is the total current value of the Transfer Account

■	Cl is the lower target value; it is established on the Effective Date and is not changed for the life of the guarantee

■	Ct is the middle target value; it is established on the Effective Date and is not changed for the life of the guarantee

■	Cu is the upper target value; it is established on the Effective Date and is not changed for the life of the guarantee

■	T is the amount of a transfer into or out of the Transfer Account

■

“Projected Future Guarantee” is an amount equal to the highest Account Value (adjusted for Withdrawals and additional Purchase Payments) within the current Benefit Year that would result in a new Guarantee Amount. For the Projected Future Guarantee, the assumed Guarantee Period begins on the current Valuation Day and ends 10 years from the next anniversary of the Effective Date. We only calculate a Projected Future Guarantee if the assumed Guarantee Period associated with that Projected Future Guarantee does not extend beyond the latest Annuity Date applicable to the Annuity.

The formula, which is set on the Effective Date and is not changed while the Rider is in effect, determines, on each Valuation Day, when a transfer is required.

The formula begins by determining for each Guarantee Amount and for the Projected Future Guarantee, the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the Guarantee Amount at the end of the Guarantee Period. We call the greatest of these values the “current liability (L)”.

L = MAX (Li), where Li = Gi / (1 + di)^(Ni/365) .

Where:

■	Gi is the value of the Guarantee Amount or the Projected Future Guarantee

■	Ni is the number of days until the end of the Guarantee Period

■

di is the discount rate associated with the number of days until the end of a Guarantee Period (or the assumed Guarantee Period, for the Projected Future Guarantee). The discount rate is determined by taking the greater of the Benchmark Index Interest Rate less the Discount Rate Adjustment, and the Discount Rate Minimum. The applicable term of the Benchmark Index Interest Rate is the same as the number of days remaining until the end of the Guarantee Period (or the assumed Guarantee Period, for the Projected Future Guarantee). If no Benchmark Index Interest Rate is available for such term, the nearest available term will be used. The Discount Rate Minimum is determined based on the number of months since the Effective Date.

Next the formula calculates the following formula ratio (r):

r = (L – B) / (VV + VF).

If the formula ratio exceeds an upper target value, then Account Value will be transferred to the bond portfolio Sub-account associated with the current liability subject to the feature. If, at the time we make a transfer to the bond portfolio Sub-account associated with the current liability, there is Account Value allocated to a bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that bond portfolio Sub-account to the bond portfolio Sub-account associated with the current liability.

L-1

The formula will transfer assets into the Transfer Account if r > Cu and if transfers have not been suspended due to the feature. Assets in the elected Sub-accounts and Fixed Rate Options, if applicable, are transferred to the Transfer Account in accordance with the Transfer provisions of the Rider.

The transfer amount is calculated by the following formula:

T = {Min(MAX(0,(.90 * (VV + VF + B)) - B), [L – B – (VV + VF) * Ct] / (1 – Ct))}

If the formula ratio is less than a lower target value, and there are assets in the Transfer Account, then the formula will transfer assets out of the Transfer Account and into the elected Sub-accounts.

The formula will transfer assets out of the Transfer Account if r < Cl and B > 0.

The transfer amount is calculated by the following formula:

T = {Min (B, – [L – B – (VV + VF) * Ct] / (1 – Ct))}

If, following a transfer to the elected Sub-accounts, there are assets remaining in a bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that bond portfolio Sub-account to the bond portfolio Sub-account associated with the current liability.

90% Cap Feature: If, on any Valuation Day the Rider remains in effect, a transfer into the Transfer Account occurs which results in 90% of the Account Value being allocated to the Transfer Account, any transfers into the Transfer Account will be suspended even if the formula would otherwise dictate that a transfer into the Transfer Account should occur. Transfers out of the Transfer Account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the Transfer Account occurs. Due to the performance of the Transfer Account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the Transfer Account.

L-2

APPENDIX M – FORMULA FOR HIGHEST DAILY GRO II

Formula for elections of HD GRO II made on or after July 16, 2010, subject to state approval. The operation of the formula is the same as for elections of HD GRO II prior to July 16, 2010. The formula below provides additional information regarding the concept of the Projected Future Guarantee throughout the Transfer Calculation.

The following are the Terms and Definitions referenced in the Transfer Calculation Formula:

■	AV is the current Account Value of the Annuity

■	VV is the current Account Value of the elected Sub-accounts of the Annuity

■	VF is the current Account Value of the elected Fixed Rate Options of the Annuity

■	B is the total current value of the Transfer Account

■	Cl is the lower target value; it is established on the Effective Date and is not changed for the life of the guarantee

■	Ct is the middle target value; it is established on the Effective Date and is not changed for the life of the guarantee

■	Cu is the upper target value; it is established on the Effective Date and is not changed for the life of the guarantee

■	T is the amount of a transfer into or out of the Transfer Account

■

“Projected Future Guarantee” is an amount equal to the highest Account Value (adjusted for Withdrawals and additional Net Purchase Payments) within the current Benefit Year that would result in a new Guarantee Amount. For the Projected Future Guarantee, the assumed Guarantee Period begins on the current Valuation Day and ends 10 years from the next anniversary of the Effective Date. We only calculate a Projected Future Guarantee if the assumed Guarantee Period associated with that Projected Future Guarantee does not extend beyond the latest Annuity Date applicable to the Annuity.

The formula, which is set on the Effective Date and is not changed while the Rider is in effect, determines, on each Valuation Day, when a transfer is required.

The formula begins by determining for each Guarantee Amount and for the Projected Future Guarantee, the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the Guarantee Amount at the end of the Guarantee Period. We call the greatest of these values the “current liability (L)”.

L = MAX (Li), where Li = Gi / (1 + di)^(Ni/365) .

Where:

■	Gi is the value of the Guarantee Amount or the Projected Future Guarantee

■	Ni is the number of days until the end of the Guarantee Period

■

di is the discount rate associated with the number of days until the end of a Guarantee Period (or the assumed Guarantee Period, for the Projected Future Guarantee). The discount rate is determined by taking the greater of the Benchmark Index Interest Rate less the Discount Rate Adjustment, and the Discount Rate Minimum. The applicable term of the Benchmark Index Interest Rate is the same as the number of days remaining until the end of the Guarantee Period (or the assumed Guarantee Period, for the Projected Future Guarantee). If no Benchmark Index Interest Rate is available for such term, the nearest available term will be used. The Discount Rate Minimum is determined based on the number of months since the Effective Date.

Next the formula calculates the following formula ratio (r):

r = (L – B) / (VV + VF).

If the formula ratio exceeds an upper target value, then Account Value will be transferred to the bond portfolio Sub-account associated with the current liability subject to the feature. If, at the time we make a transfer to the bond portfolio Sub-account associated with the current liability, there is Account Value allocated to a bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that bond portfolio Sub-account to the bond portfolio Sub-account associated with the current liability.

M-1

The formula will transfer assets into the Transfer Account if r > Cu and if transfers have not been suspended due to the feature. Assets in the elected Sub-accounts and Fixed Rate Options, if applicable, are transferred to the Transfer Account in accordance with the Transfer provisions of the Rider.

The transfer amount is calculated by the following formula:

T = {Min(MAX(0,(.90 * (VV + VF + B)) – B), [L – B – (VV + VF) * Ct] / (1 – Ct))}

If the formula ratio is less than a lower target value, and there are assets in the Transfer Account, then the formula will transfer assets out of the Transfer Account and into the elected Sub-accounts.

The formula will transfer assets out of the Transfer Account if r < Cl and B > 0.

The transfer amount is calculated by the following formula:

T = {Min (B, – [L – B – (VV + VF) * Ct] / (1 – Ct))}

If, following a transfer to the elected Sub-accounts, there are assets remaining in a bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that bond portfolio Sub-account to the bond portfolio Sub-account associated with the current liability.

90% Cap Feature: If, on any Valuation Day the Rider remains in effect, a transfer into the Transfer Account occurs which results in 90% of the Account Value being allocated to the Transfer Account, any transfers into the Transfer Account will be suspended even if the formula would otherwise dictate that a transfer into the Transfer Account should occur. Transfers out of the Transfer Account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the Transfer Account occurs. Due to the performance of the Transfer Account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the Transfer Account.

M-2

PLEASE SEND ME A STATEMENT OF ADDITIONAL INFORMATION THAT CONTAINS FURTHER DETAILS ABOUT THE PRUDENTIAL ANNUITY DESCRIBED IN OPTIMUM XTRA PROSPECTUS (4/30/2014)

(print your name)

(address)

(city/state/zip code)

Variable Annuity Issued by:

PRUDENTIAL ANNUITIES LIFE

ASSURANCE CORPORATION

A Prudential Financial Company

One Corporate Drive

Shelton, Connecticut 06484

Telephone: 1-888-PRU-2888

http://www.prudentialannuities.com

Variable Annuity Distributed by:

PRUDENTIAL ANNUITIES

DISTRIBUTORS

A Prudential Financial Company

One Corporate Drive

Shelton, Connecticut 06484

Telephone: 203-926-1888

http://www.prudentialannuities.com

MAILING ADDRESSES:

Please see the section of this prospectus

entitled “How To Contact Us” for

where to send your request for

a Statement of Additional Information.

The Prudential Insurance Company of America 751 Broad Street Newark, NJ 07102-3777

PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION

A Prudential Financial Company

One Corporate Drive, Shelton, Connecticut 06484

ADVANCED SERIES CORNERSTONESM (“AS CORNERSTONE”)SM

ADVANCED SERIES XTRA CREDITSM SIX (“ASXT6”)SM or (“XT6”)

ADVANCED SERIES LIFEVEST IISM (“ASL II”)SM

Flexible Premium Deferred Annuities

PROSPECTUS: APRIL 30, 2014

This prospectus describes three different flexible premium deferred annuities (the “Annuities” or the “Annuity”) issued by Prudential Annuities Life Assurance Corporation (“Prudential Annuities”®, “we”, “our”, or “us”). If you are receiving this prospectus, it is because you currently own one of these Annuities. These Annuities are no longer offered for new sales. These Annuities were offered as an individual annuity contract or as an interest in a group annuity. Each Annuity has different features and benefits that may be appropriate for you based on your financial situation, your age and how you intend to use the Annuity. This Prospectus describes the important features of the Annuities. The Prospectus also describes differences among the Annuities which include differences in the fees and charges you pay and variations in some product features such as the availability of certain bonus amounts and basic death benefit protection. There may also be differences in the compensation paid to your Financial Professional for each Annuity. Differences in compensation among different annuity products could influence a Financial Professional’s decision as to which annuity to recommend to you. In addition, selling broker-dealer firms through which each Annuity is sold may not make available or may not recommend to their customers certain of the optional features and investment options offered generally under the Annuity. Alternatively, such firms may restrict the optional benefits that they do make available to their customers (e.g., by imposing a lower maximum issue age for certain optional benefits than what is prescribed generally under the Annuity). Selling broker-dealer firms may not offer all the Annuities described in this prospectus and/or may impose restrictions on the availability of the Annuity based on certain criteria. Please speak to your Financial Professional for further details. Each Annuity or certain of its investment options and/or features may not be available in all states. The guarantees provided by the variable annuity contracts and the optional benefits are the obligations of and subject to the claims paying ability of Prudential Annuities. For some of the variations specific to Annuities approved for sale by the New York State Insurance Department, see Appendix G. Certain terms are capitalized in this Prospectus. Those terms are either defined in the Glossary of Terms or in the context of the particular section. Because the XT6 Annuity grants Credits with respect to your Purchase Payments, the expenses of the XT6 Annuity may be higher than expenses for an Annuity without a Credit. In addition, the amount of the Credits that you receive under the XT6 Annuity may be more than offset over time by the additional fees and charges associated with the Credit.

THE SUB-ACCOUNTS

Each Sub-account of Prudential Annuities Life Assurance Corporation Variable Account B invests in an underlying mutual fund portfolio. Prudential Annuities Life Assurance Corporation Variable Account B is a separate account of Prudential Annuities, and is the investment vehicle in which your Purchase Payments are held. Currently, portfolios of the following underlying mutual funds are being offered: AIM Variable Insurance Funds (Invesco Variable Insurance Funds), Advanced Series Trust, First Defined Portfolio Fund, LLC, Nationwide Variable Insurance Trust, The Prudential Series Fund, and Wells Fargo Variable Trust. See the following page for the complete list of Sub-accounts.

PLEASE READ THIS PROSPECTUS

Please read this Prospectus and the current prospectus for the underlying mutual funds. Keep them for future reference.

AVAILABLE INFORMATION

We have also filed a Statement of Additional Information that is available from us, without charge, upon your request. The contents of the Statement of Additional Information are described below – see Table of Contents. The Statement of Additional Information is incorporated by reference into this prospectus. This Prospectus is part of the registration statement we filed with the SEC regarding this offering. Additional information on us and this offering is available in the registration statement and the exhibits thereto. You may review and obtain copies of these materials at no cost to you by contacting us. These documents, as well as documents incorporated by reference, may also be obtained through the SEC’s Internet Website (http://www.sec.gov) for this registration statement as well as for other registrants that file electronically with the SEC. Please see “How to Contact Us” later in this prospectus for our Service Office Address.

In compliance with U.S. law, Prudential Annuities Life Assurance Corporation delivers this prospectus to current contract owners that reside outside of the United States.

These Annuities are NOT deposits or obligations of, or issued, guaranteed or endorsed by, any bank, are NOT insured or guaranteed by the U.S. government, the Federal Deposit Insurance Corporation (FDIC), the Federal Reserve Board or any other agency. An investment in an annuity involves investment risks, including possible loss of value, even with respect to amounts allocated to the AST Money Market Sub-account.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

ADVANCED SERIES CORNERSTONESM, XTRA CREDIT® AND LIFEVEST® ARE SERVICE MARKS OR REGISTERED TRADEMARKS OF THE PRUDENTIAL INSURANCE COMPANY OF AMERICA AND ARE USED UNDER LICENSE BY ITS AFFILIATES.

FOR FURTHER INFORMATION CALL: 1-888-PRU-2888

Prospectus Dated: April 30, 2014	Statement of Additional Information Dated: April 30, 2014
CORNERPROS	ASAP3SAI, XT6SAI, ASL2SAI

PLEASE SEE OUR IRA, ROTH IRA AND FINANCIAL DISCLOSURE STATEMENTS ATTACHED TO THE BACK COVER OF THIS PROSPECTUS.

INVESTMENT OPTIONS

Please note that you may not allocate Purchase Payments to the AST Investment Grade Bond Portfolio or the target date bond portfolios (e.g., AST Bond Portfolio 2025)

Advanced Series Trust

AST Academic Strategies Asset Allocation

AST Advanced Strategies

AST AQR Emerging Markets Equity

AST AQR Large-Cap

AST Balanced Asset Allocation

AST BlackRock Global Strategies

AST BlackRock iShares ETF

AST Bond Portfolio 2015

AST Bond Portfolio 2016

AST Bond Portfolio 2017

AST Bond Portfolio 2018

AST Bond Portfolio 2019

AST Bond Portfolio 2020

AST Bond Portfolio 2021

AST Bond Portfolio 2022

AST Bond Portfolio 2023

AST Bond Portfolio 2024

AST Bond Portfolio 2025

AST Capital Growth Asset Allocation

AST ClearBridge Dividend Growth

AST Cohen & Steers Realty

AST Defensive Asset Allocation

AST Federated Aggressive Growth

AST FI Pyramis® Asset Allocation

AST FI Pyramis® Quantitative Portfolio

*AST Franklin Templeton Founding Funds Allocation

AST Franklin Templeton Founding Funds Plus

AST Global Real Estate

AST Goldman Sachs Large-Cap Value

AST Goldman Sachs Mid-Cap Growth

AST Goldman Sachs Multi-Asset

AST Goldman Sachs Small-Cap Value

AST Herndon Large-Cap Value Portfolio

AST High Yield

AST International Growth

AST International Value

AST Investment Grade Bond

AST J.P. Morgan Global Thematic

AST J.P. Morgan International Equity

AST J.P. Morgan Strategic Opportunities

AST Jennison Large-Cap Growth

AST Jennison Large-Cap Value

AST Large-Cap Value

AST Loomis Sayles Large-Cap Growth Portfolio

AST Lord Abbett Core Fixed Income

AST MFS Global Equity

AST MFS Growth

AST MFS Large-Cap Value

AST Mid-Cap Value

AST Money Market

AST Neuberger Berman Core Bond

AST Neuberger Berman Mid-Cap Growth

AST Neuberger Berman/LSV Mid-Cap Value

AST New Discovery Asset Allocation

AST Parametric Emerging Markets Equity

AST PIMCO Limited Maturity Bond

AST PIMCO Total Return Bond

AST Preservation Asset Allocation

AST Prudential Core Bond

AST Prudential Growth Allocation

AST QMA Emerging Markets Equity

AST QMA Large-Cap

AST QMA US Equity Alpha

AST Quantitative Modeling

AST RCM World Trends

AST Schroders Global Tactical

AST Schroders Multi-Asset World Strategies

AST Small-Cap Growth

AST Small-Cap Value

AST T. Rowe Price Asset Allocation

AST T. Rowe Price Equity Income

AST T. Rowe Price Large-Cap Growth

AST T. Rowe Price Natural Resources

AST Templeton Global Bond

AST Wellington Management Hedged Equity

AST Western Asset Core Plus Bond

AST Western Asset Emerging Markets Debt

Aim Variable Insurance Funds

(Invesco Variable Insurance Funds)

Invesco V.I. Diversified Dividend Fund — Series I shares

Invesco V.I. Global Health Care Fund — Series I shares

Invesco V.I. Technology Fund — Series I shares

Invesco V.I. Mid Cap Growth Fund — Series I shares

Nationwide Variable Insurance Trust

NVIT Developing Markets Fund

ProFunds VP**

Access VP High Yield

Asia 30

Banks

Basic Materials

Bear

Biotechnology

Bull

Consumer Goods

Consumer Services

Europe 30

Financials

Health Care

Industrials

Internet

Japan

Large-Cap Growth

Large-Cap Value

Mid-Cap Growth

Mid-Cap Value

NASDAQ-100

Oil & Gas

Pharmaceuticals

Precious Metals

Real Estate

Rising Rates Opportunity

Semiconductor

Short Mid-Cap

Short NASDAQ-100

Short Small-Cap

Small-Cap Growth

Small-Cap Value

Technology

Telecommunications

U.S. Government Plus

UltraBull

UltraMid-Cap

UltraNASDAQ-100

UltraSmall-Cap

Utilities

The Prudential Series Fund

*SP International Growth

Wells Fargo Variable Trust

Wells Fargo Advantage VT International Equity — Class 1

Wells Fargo Advantage VT Intrinsic Value — Class 2

Wells Fargo Advantage VT Omega Growth — Class 1

Wells Fargo Advantage VT Small Cap Growth — Class 1

*No longer offered for new investment. See description regarding the Portfolio in “Investment Options.”

**Available to XT6 and ASLII Annuities only.

(i)

(ii)

(iii)

GLOSSARY OF TERMS

Many terms used within this Prospectus are described within the text where they appear. The description of those terms are not repeated in this Glossary of Terms.

Account Value: The value of each allocation to a Sub-account (also referred to as a “variable investment option”) plus any Fixed Allocation prior to the Annuity Date, increased by any earnings, and/or less any losses, distributions and charges. The Account Value is calculated before we assess any applicable Contingent Deferred Sales Charge (“CDSC” or “surrender charge”) and/or, other than on an annuity anniversary, any fee that is deducted from the Annuity annually in arrears. The Account Value is determined separately for each Sub-account and for each Fixed Allocation, and then totaled to determine the Account Value for your entire Annuity. The Account Value of each MVA Fixed Allocation on any day other than its Maturity Date may be calculated using a market value adjustment. With respect to XT6, the Account Value includes any Credits we applied to your Purchase Payments that we are entitled to take back under certain circumstances. With respect to Annuities with a Highest Daily Lifetime Five Income Benefit election, Account Value includes the value of any allocation to the Benefit Fixed Rate Account.

Adjusted Purchase Payments: As used in the discussion of certain optional benefits in this prospectus and elsewhere, Adjusted Purchase Payments are Purchase Payments, increased by any Credits applied to your Account Value in relation to such Purchase Payments, and decreased by any charges deducted from such Purchase Payments.

Annual Income Amount: This is the annual amount of income you are eligible for life under the optional benefits.

Annuitization: The application of Account Value to one of the available annuity options for the Owner to begin receiving periodic payments for life (or joint lives), for a guaranteed minimum number of payments or for life with a guaranteed minimum number of payments.

Annuity Date: The date you choose for annuity payments to commence. Unless we agree otherwise, for Annuities issued on or after November 20, 2006, the Annuity Date must be no later than the first day of the calendar month coinciding with or next following the later of: (a) the oldest Owner’s or Annuitant’s 95th birthday, whichever occurs first, and (b) the fifth anniversary of the Issue Date. With respect to Annuities issued prior to November 20, 2006, please see the section of this Prospectus entitled “How and When Do I Choose the Annuity Payment Option?”.

Annuity Year: A 12-month period commencing on the Issue Date of the Annuity and each successive 12-month period thereafter.

Beneficiary Annuity: If you are a beneficiary of an annuity that was owned by a decedent, subject to the requirements discussed in this Prospectus. You may transfer the proceeds of the decedent’s annuity into one of the Annuities described in this prospectus and continue receiving the distributions that are required by the tax laws. This transfer option is only available for purchase of an IRA, Roth IRA, or a non-qualified annuity.

Benefit Fixed Rate Account: A fixed investment option that is used only if you have elected the optional Highest Daily Lifetime Five Income Benefit. Amounts allocated to the Benefit Fixed Rate Account earn a fixed rate of interest, and are held within our general account. You may not allocate Purchase Payments to the Benefit Fixed Rate Account. Rather, Account Value is transferred to and from the Benefit Fixed Rate Account only under the pre-determined mathematical formula of the Highest Daily Lifetime Five Income Benefit.

Code: The Internal Revenue Code of 1986, as amended from time to time.

Combination 5% Roll-Up and HAV Death Benefit: We offer an optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing the greater of the Highest Anniversary Value Death Benefit and a 5% annual increase on Purchase Payments adjusted for withdrawals.

Contingent Deferred Sales Charge (CDSC): This is a sales charge that may be deducted when you make a full or partial withdrawal under your Annuity. We refer to this as a “contingent” charge because it is imposed only if you make a withdrawal. The charge is a percentage of each applicable Purchase Payment that is being withdrawn. The period during which a particular percentage applies is measured from the Issue Date of the Annuity. The amount and duration of the CDSC varies among AS Cornerstone and XT6. There is no CDSC for ASL II. See “Summary of Contract Fees and Charges” for details on the CDSC for each Annuity.

DCA Fixed Rate Option: An investment option that offers a fixed rate of interest for a specified period during the accumulation period. The DCA Fixed Rate Option is used only with our 6 or 12 Month Dollar Cost Averaging Program (“6 or 12 Month DCA Program”), under which the Purchase Payments that you have allocated to that DCA Fixed Rate Option are transferred to the designated Sub-accounts over a 6 month or 12 month period. Withdrawals or transfers from the DCA Fixed Rate Option are not subject to any Market Value Adjustment. We no longer offer our 6 or 12 Month DCA Program.

Enhanced Beneficiary Protection Death Benefit: An Optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing amounts in addition to the basic Death Benefit that can be used to offset federal and state taxes payable on any taxable gains in your Annuity at the time of your death. We no longer offer the Enhanced Beneficiary Protection Death Benefit.

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Excess Income: All or a portion of a Lifetime Withdrawal that exceeds the Annual Income Amount for that benefit year is considered excess income (“Excess Income”). Each withdrawal of Excess Income proportionally reduces the Annual Income Amount for future benefit years.

Fixed Allocation: An investment option that offers a fixed rate of interest for a specified Guarantee Period during the accumulation period. Certain Fixed Allocations are subject to a market value adjustment if you withdraw Account Value prior to the Fixed Allocation’s maturity (MVA Fixed Allocation). We also offer DCA Fixed Rate Options that are used with our 6 or 12 Month Dollar Cost Averaging Program (“6 or 12 Month DCA Program”), and are not subject to any market value adjustment. You may participate in a dollar cost averaging program outside of the 6 or 12 Month DCA Program, where the source of funds to be transferred is a Fixed Allocation. We no longer offer our 6 or 12 Month DCA Program.

Free Look: Under state insurance laws, you have the right, during a limited period of time, to examine your Annuity and decide if you want to keep it or cancel it. This right is referred to as your “free look” right. The length of this time period depends on the law of your state, and may vary depending on whether your purchase is a replacement or not.

Good Order: An instruction received by us, utilizing such forms, signatures, and dating as we require, which is sufficiently complete and clear that we do not need to exercise any discretion to follow such instructions. In your Annuity contract, we use the term “In Writing” to refer to this general requirement.

Guarantee Period: A period of time during the accumulation period where we credit a fixed rate of interest on a Fixed Allocation.

Guaranteed Minimum Income Benefit (GMIB): An optional benefit that, for an additional cost, after a seven-year waiting period, guarantees your ability to begin receiving income from your Annuity in the form of annuity payments based on your total Purchase Payments and an annual increase of 5% on such Purchase Payments adjusted for withdrawals (called the “Protected Income Value”), regardless of the impact of market performance on your Account Value. We no longer offer GMIB.

Guaranteed Minimum Withdrawal Benefit (GMWB): An optional benefit that, for an additional cost, guarantees your ability to withdraw amounts over time equal to an initial principal value, regardless of the impact of market performance on your Account Value. We no longer offer GMWB.

Guaranteed Return Option PlusSM (GRO PlusSM)/Guaranteed Return Option Plus 2008SM (GRO Plus 2008)/Guaranteed Return Option (GRO)®/Highest Daily Guaranteed Return Option (Highest Daily GRO)SM/Guaranteed Return OptionSM Plus II (GRO Plus II)SM/Highest DailySM Guaranteed Return OptionSM II (HD GRO II). Each of GRO Plus, GRO Plus 2008, GRO, Highest Daily GRO, GRO Plus II, and HD GRO II is a separate optional benefit that, for an additional cost, guarantees a minimum Account Value at one or more future dates and that requires your participation in a program that may transfer your Account Value according to a predetermined mathematical formula. Each benefit has different features, so please consult the pertinent benefit description in the section of the prospectus entitled “Living Benefits”. Certain of these benefits are no longer available for election.

Highest Anniversary Value Death Benefit (“HAV”): An optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing a death benefit equal to the greater of the basic Death Benefit and the Highest Anniversary Value, less proportional withdrawals.

Highest Daily Lifetime FiveSM Income Benefit: An optional benefit that, for an additional cost, guarantees your ability to withdraw an annual amount equal to a percentage of a guaranteed benefit base called the Total Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. We no longer offer Highest Daily Lifetime Five.

Highest Daily Lifetime SevenSM Income Benefit: An optional benefit that is available for an additional charge. The benefit guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. Highest Daily Lifetime Seven is the same class of optional benefit as our Highest Daily Lifetime Five Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and how the lifetime withdrawals are calculated. We no longer offer Highest Daily Lifetime Seven.

Highest Daily Lifetime 7 PlusSM Income Benefit: An optional benefit that is available for an additional charge. The benefit guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. Highest Daily Lifetime 7 Plus is the same class of optional benefit as our Highest Daily Lifetime Seven Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and to how the lifetime withdrawals are calculated. We no longer offer Highest Daily Lifetime 7 Plus.

Highest Daily Lifetime 6 Plus Income Benefit: An optional benefit that is available for an additional charge. The benefit guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject

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to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. Highest Daily Lifetime 6 Plus is the same class of optional benefit as our Highest Daily Lifetime 7 Plus Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and how the lifetime withdrawals are calculated.

Highest Daily Value Death Benefit (“HDV”): An optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing a death benefit equal to the greater of the basic Death Benefit and the Highest Daily Value, less proportional withdrawals. We no longer offer HDV.

Interim Value: The value of the MVA Fixed Allocation on any date other than the Maturity Date. The Interim Value is equal to the initial value allocated to the Fixed Allocation plus all interest credited to the MVA Fixed Allocation as of the date calculated, less any transfers or withdrawals from the MVA Fixed Allocation. The Interim Value does not include the effect of any MVA.

Issue Date: The effective date of your Annuity.

Key Life: Under the Beneficiary Continuation Option, or the Beneficiary Annuity, the person whose life expectancy is used to determine payments.

Lifetime Five Income Benefit: An optional benefit that, for an additional cost, guarantees your ability to withdraw an annual amount equal to a percentage of an initial principal value called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. We no longer offer Lifetime Five.

MVA: A market value adjustment used in the determination of Account Value of a MVA Fixed Allocation on any day more than 30 days prior to the Maturity Date of such MVA Fixed Allocation.

Owner: With an Annuity issued as an individual annuity contract, the Owner is either an eligible entity or person named as having ownership rights in relation to the Annuity. With an Annuity issued as a certificate under a group annuity contract, the “Owner” refers to the person or entity who has the rights and benefits designated as to the “Participant” in the certificate.

Service Office: The place to which all requests and payments regarding an Annuity are to be sent. We may change the address of the Service Office at any time. Please see the section of this prospectus entitled “How to Contact Us” for the Service Office address.

Spousal Highest Daily Lifetime SevenSM Income Benefit: An optional benefit that, for an additional charge, guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. The benefit is the spousal version of the Highest Daily Lifetime Seven Income Benefit and is the same class of optional benefit as our Lifetime Five Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and to how the lifetime withdrawals are calculated. We no longer offer Spousal Highest Daily Lifetime Seven.

Spousal Highest Daily Lifetime 7 PlusSM Income Benefit: An optional benefit that, for an additional charge, guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. The benefit is the spousal version of the Highest Daily Lifetime 7 Plus Income Benefit and is the same class of optional benefit as our Spousal Highest Daily Lifetime Seven Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and to how the lifetime withdrawals are calculated. We no longer offer Spousal Highest Daily Lifetime 7 Plus.

Spousal Highest Daily Lifetime 6 Plus Income Benefit: An optional benefit that, for an additional charge, guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. The benefit is the spousal version of the Highest Daily Lifetime 6 Plus Income Benefit and is the same class of optional benefit as our Spousal Highest Daily Lifetime 7 Plus Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and to how the lifetime withdrawals are calculated.

Spousal Lifetime FiveSM Income Benefit: An optional benefit that, for an additional cost, guarantees until the later death of two Designated Lives (as defined in this Prospectus) the ability to withdraw an annual amount equal to a percentage of an initial principal value called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. We no longer offer Spousal Lifetime Five.

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Sub-Account: We issue your Annuity through our separate account. See “What is the Separate Account?” under the General Information section. The separate account invests in underlying mutual fund portfolios. From an accounting perspective, we divide the separate account into a number of sections, each of which corresponds to a particular underlying mutual fund portfolio. We refer to each such section of our separate account as a “Sub-account”.

Surrender Value: The value of your Annuity available upon surrender prior to the Annuity Date. It equals the Account Value as of the date we price the surrender minus any applicable CDSC, Annual Maintenance Fee, Tax Charge and the charge for any optional benefits and any additional amounts we applied to your Purchase Payments that we may be entitled to recover under certain circumstances. The surrender value may be calculated using a MVA with respect to amounts in any MVA Fixed Allocation. No CDSC applies to the ASL II Annuity.

Unit: A measure used to calculate your Account Value in a Sub-account during the accumulation period.

Valuation Day: Every day the New York Stock Exchange is open for trading or any other day the Securities and Exchange Commission requires mutual funds or unit investment trusts to be valued.

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SUMMARY OF CONTRACT FEES AND CHARGES

Below is a summary of the fees and charges for the Annuities. Some fees and charges are assessed against each Annuity while others are assessed against assets allocated to the Sub-accounts. The fees and charges that are assessed against an Annuity include any applicable Contingent Deferred Sales Charge, Transfer Fee, Tax Charge and Annual Maintenance Fee. The charges that are assessed against the Sub-accounts are the Mortality and Expense Risk charge, the charge for Administration of the Annuity, any applicable Distribution Charge and the charge for certain optional benefits you elect. Certain optional benefits deduct a charge from each Annuity based on a percentage of a “protected value.” Each underlying mutual fund portfolio assesses a fee for investment management, other expenses and, with some mutual funds, a 12b-1 fee. The prospectus for each underlying mutual fund provides more detailed information about the expenses for the underlying mutual funds.

The following tables provide a summary of the fees and charges you will pay if you surrender your Annuity or transfer Account Value among investment options. These fees and charges are described in more detail within this Prospectus.

TRANSACTION FEES AND CHARGES

CONTINGENT DEFERRED SALES CHARGES (CDSC) FOR EACH ANNUITY 1

AS Cornerstone

Yr. 1	Yr. 2	Yr. 3	Yr. 4	Yr. 5	Yr. 6	Yr. 7	Yr. 8
7.0%	6.0%	5.0%	4.0%	3.0%	2.0%	1.0%	0.0%

XT6

For Annuities issued prior to November 20, 2006, the following schedule applies:

Yr. 1	Yr. 2	Yr. 3	Yr. 4	Yr. 5	Yr. 6	Yr. 7	Yr. 8	Yr. 9	Yr. 10	Yr. 11+
9.0%	9.0%	8.5%	8.0%	7.0%	6.0%	5.0%	4.0%	3.0%	2.0%	0.0%

For Annuities issued on or after November 20, 2006 (subject to state availability), the following schedule applies:

Yr. 1	Yr. 2	Yr. 3	Yr. 4	Yr. 5	Yr. 6	Yr. 7	Yr. 8	Yr. 9	Yr. 10	Yr. 11+
9.0%	9.0%	8.0%	7.0%	6.0%	5.0%	4.0%	3.0%	2.0%	1.0%	0.0%

ASL II

There is no CDSC for this Annuity

1	The Contingent Deferred Sales Charges are assessed upon surrender or withdrawal. The charge is a percentage of each applicable Purchase Payment deducted upon surrender or withdrawal. The period during which a particular percentage applies is measured from the Issue Date of the Annuity. Purchase Payments are withdrawn on a “first-in, first-out” basis.

OTHER TRANSACTION FEES AND CHARGES (assessed against each Annuity)
FEE/CHARGE	AS Cornerstone	ASL II	XT6
Transfer Fee [1]
Maximum	$15.00	$15.00	$15.00
Current	$10.00	$10.00	$10.00
Tax Charge (current) [2]	0% to 3.5%	0% to 3.5%	0% to 3.5%

1	Currently, we deduct the fee after the 20th transfer each Annuity Year. We guarantee that the number of charge free transfers per Annuity Year will never be less than 8.
2	In some states a tax is payable, either when purchase payments are received, upon surrender or when the Account Value is applied under an annuity option. The tax charge is assessed as a percentage of purchase payments, Surrender Value, or Account Value, as applicable. We reserve the right to deduct the charge either at the time the tax is imposed, upon a full surrender, or upon annuitization. See the subsection “Tax Charge” under “Fees and Charges” in this Prospectus.

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The following table provides a summary of the periodic fees and charges you will pay while you own your Annuity, excluding the underlying mutual fund Portfolio annual expenses. These fees and charges are described in more detail within this Prospectus.

PERIODIC FEES AND CHARGES (assessed against the Account Value)
FEE/CHARGE	AS Cornerstone	ASL II	XT6
Annual Maintenance Fee [1]	Lesser of $35 or 2% of Account Value [2]	Lesser of $35 or 2% of Account Value [2]	Lesser of $35 or 2% of Account Value

Beneficiary Continuation Option Only	Lesser of $30 or 2% of Account Value	Lesser of $30 or 2% of Account Value	Lesser of $30 or 2% of Account Value

ANNUAL FEES/CHARGES OF THE SUB-ACCOUNTS [3] (assessed as a percentage of the daily net assets of the Sub-accounts)
FEE/CHARGE
Mortality & Expense Risk Charge [4]	1.00%	1.50%	0.50%
Administration Charge [4]	0.15%	0.15%	0.15%
Distribution Charge [5]	N/A	N/A	1.00% in Annuity Years 1-10
Settlement Service Charge [6]
Qualified	1.40%	1.40%	1.40%
Non-Qualified	1.00%	1.00%	1.00%
Total Annual Charges of the Sub-accounts (excluding settlement service charge)	1.15%	1.65%	1.65% in Annuity Years 1-10; 0.65% in Annuity Years 11 and later

1	Assessed annually on the Annuity’s anniversary date or upon surrender. For beneficiaries who elect the non-qualified Beneficiary Continuation Option, the fee is only applicable if Account Value is less than $25,000 at the time the fee is assessed.
2	Only applicable if Account Value is less than $100,000. Fee may differ in certain States.
3	These charges are deducted daily and apply to the Sub-accounts only.
4	The combination of the Mortality and Expense Risk Charge and Administration Charge is referred to as the “Insurance Charge” elsewhere in this Prospectus.
5	The Distribution Charge is 0.00% in Annuity Years 11+ for XT6.
6	The Mortality & Expense Risk Charge, the Administration Charge and the Distribution Charge (if applicable) do not apply if you are a beneficiary under the Beneficiary Continuation Option. The Settlement Service Charge applies only if your beneficiary elects the Beneficiary Continuation Option.

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The following table sets forth the charge for each optional benefit under the Annuity. These fees would be in addition to the periodic fees and transaction fees set forth in the tables above. The first column shows the charge for each optional benefit on a maximum and current basis. Then, we show the total expenses you would pay for an Annuity if you purchased the relevant optional benefit. More specifically, we show the total charge for the optional benefit plus the Total Annualized Insurance Fees/Charges applicable to the Annuity. Where the charges cannot actually be totaled (because they are assessed against different base values), we show both individual charges.

YOUR OPTIONAL BENEFIT FEES AND CHARGES [1]
OPTIONAL BENEFIT	OPTIONAL BENEFIT FEE/ CHARGE	TOTAL ANNUAL CHARGE [2] for AS Cornerstone	TOTAL ANNUAL CHARGE [2] for ASL II	TOTAL ANNUAL CHARGE [2] for XT6
GRO PLUS II
Current and Maximum Charge [4] (assessed against Sub-account net assets)	0.60%	1.75%	2.25%	2.25%
HIGHEST DAILY GRO II
Current and Maximum Charge [4] (assessed against Sub-account net assets)	0.60%	1.75%	2.25%	2.25%
HIGHEST DAILY LIFETIME 6 PLUS (HD 6 PLUS)

Maximum Charge [3] (assessed against greater of Account Value and PWV)	1.50%	1.15% + 1.50%	1.65% + 1.50%	1.65% + 1.50%
Current Charge (assessed against greater of Account Value and PWV)	0.85%	1.15% + 0.85%	1.65% + 0.85%	1.65% + 0.85%
HIGHEST DAILY LIFETIME 6 PLUS WITH LIFETIME INCOME ACCELERATOR (LIA)

Maximum Charge [3] (assessed against greater of Account Value and PWV)	2.00%	1.15% + 2.00%	1.65% + 2.00%	1.65% + 2.00%
Current Charge (assessed against greater of Account Value and PWV)	1.20%	1.15% + 1.20%	1.65% + 1.20%	1.65% + 1.20%
SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS

Maximum Charge [3] (assessed against greater of Account Value and PWV)	1.50%	1.15% + 1.50%	1.65% + 1.50%	1.65% + 1.50%
Current Charge (assessed against greater of Account Value and PWV)	0.95%	1.15% + 0.95%	1.65% + 0.95%	1.65% + 0.95%
GUARANTEED RETURN OPTION (GRO/GRO Plus)

Maximum Charge [3] (assessed against Sub-account net assets)	0.75%	N/A	2.40%	2.40%
Current Charge (assessed against Sub-account net assets)	0.25%	N/A	1.90%	1.90%
GUARANTEED RETURN OPTION PLUS (GRO Plus 2008)

Maximum Charge [3] (assessed against Sub-account net assets)	0.75%	1.90%	2.40%	2.40%
Current Charge (assessed against Sub-account net assets) (if elected on or after May 1, 2009)	0.60%	1.75%	2.25%	2.25%

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YOUR OPTIONAL BENEFIT FEES AND CHARGES [1]
OPTIONAL BENEFIT	OPTIONAL BENEFIT FEE/ CHARGE	TOTAL ANNUAL CHARGE [2] for AS Cornerstone	TOTAL ANNUAL CHARGE [2] for ASL II	TOTAL ANNUAL CHARGE [2] for XT6
HIGHEST DAILY GUARANTEED RETURN OPTION (HD GRO)

Maximum Charge [3] (assessed against Sub-account net assets)	0.75%	1.90%	2.40%	2.40%
Current Charge (assessed against Sub-account net assets) (if elected on or after May 1, 2009)	0.60%	1.75%	2.25%	2.25%
GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB)

Maximum Charge [3] (assessed against Sub-account net assets)	1.00%	2.15%	2.65%	2.65%
Current Charge (assessed against Sub-account net assets)	0.35%	1.50%	2.00%	2.00%
GUARANTEED MINIMUM INCOME BENEFIT (GMIB)

Maximum Charge [3] (assessed against PIV)	1.00%	1.15% + 1.00%	1.65% +1.00%	1.65% + 1.00%
Current Charge (assessed against PIV)	0.50%	1.15% + 0.50%	1.65 + 0.50%	1.65% + 0.50%
LIFETIME FIVESM INCOME BENEFIT

Maximum Charge [3] (assessed against Sub-account net assets)	1.50%	2.65%	3.15%	3.15%
Current Charge (assessed against Sub-account net assets)	0.60%	1.75%	2.25%	2.25%
SPOUSAL LIFETIME FIVE INCOME BENEFIT

Maximum Charge [3] (assessed against Sub-account net assets)	1.50%	2.65%	3.15%	3.15%
Current Charge (assessed against Sub-account net assets)	0.75%	1.90%	2.40%	2.40%
HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT

Maximum Charge [3] (assessed against Sub-account net assets)	1.50%	N/A	3.15%	3.15%
Current Charge (assessed against Sub-account net assets)	0.60%	N/A	2.25%	2.25%
HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT

Maximum Charge [3] (assessed against the PWV)	1.50%	1.15% + 1.50%	1.65% + 1.50%	1.65% + 1.50%
Current Charge (assessed against the PWV)	0.60%	1.15% + 0.60%	1.65% + 0.60%	1.65% + 0.60%

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YOUR OPTIONAL BENEFIT FEES AND CHARGES [1]
OPTIONAL BENEFIT	OPTIONAL BENEFIT FEE/ CHARGE	TOTAL ANNUAL CHARGE [2] for AS Cornerstone	TOTAL ANNUAL CHARGE [2] for ASL II	TOTAL ANNUAL CHARGE [2] for XT6
HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT WITH BENEFICIARY INCOME OPTION (BIO)

Maximum Charge [3] (assessed against the PWV)	2.00%	1.15% + 2.00%	1.65% + 2.00%	1.65% + 2.00%
Current Charge (assessed against the PWV)	0.95%	1.15% + 0.95%	1.65% + 0.95%	1.65% + 0.95%
HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT WITH LIFETIME INCOME ACCELERATOR (LIA)

Maximum Charge [3] (assessed against the PWV)	2.00%	1.15% + 2.00%	1.65% + 2.00%	1.65% + 2.00%
Current Charge (assessed against the PWV)	0.95%	1.15% + 0.95%	1.65% + 0.95%	1.65% + 0.95%
SPOUSAL HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT

Maximum Charge [3] (assessed against the PWV)	1.50%	1.15% + 1.50%	1.65% + 1.50%	1.65% + 1.50%
Current Charge (assessed against the PWV)	0.75%	1.15% + 0.75%	1.65% + 0.75%	1.65% + 0.75%
SPOUSAL HIGHEST DAILY LIFETIME SEVEN WITH BENEFICIARY INCOME OPTION (BIO)

Maximum Charge [3] (assessed against the PWV)	2.00%	1.15% + 2.00%	1.65% + 2.00%	1.65% + 2.00%
Current Charge (assessed against the PWV)	0.95%	1.15% + 0.95%	1.65% + 0.95%	1.65% + 0.95%
HIGHEST DAILY LIFETIME 7 PLUS

Maximum Charge [3] (assessed against the greater of Account Value and PWV)	1.50%	1.15% + 1.50%	1.65% + 1.50%	1.65% + 1.50%
Current Charge (assessed against the greater of Account Value and PWV)	0.75%	1.15% + 0.75%	1.65% + 0.75%	1.65% + 0.75%
HIGHEST DAILY LIFETIME 7 PLUS WITH BENEFICIARY INCOME OPTION (BIO)

Maximum Charge [3] (assessed against the greater of Account Value and PWV)	2.00%	1.15% + 2.00%	1.65% + 2.00%	1.65% + 2.00%
Current Charge (assessed against the greater of Account Value and PWV)	1.10%	1.15% + 1.10%	1.65% + 1.10%	1.65% + 1.10%

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YOUR OPTIONAL BENEFIT FEES AND CHARGES [1]
OPTIONAL BENEFIT	OPTIONAL BENEFIT FEE/ CHARGE	TOTAL ANNUAL CHARGE [2] for AS Cornerstone	TOTAL ANNUAL CHARGE [2] for ASL II	TOTAL ANNUAL CHARGE [2] for XT6
HIGHEST DAILY LIFETIME 7 PLUS WITH LIFETIME INCOME ACCELERATOR (LIA)

Maximum Charge [3] (assessed against the greater of Account Value and PWV)	2.00%	1.15% + 2.00%	1.65% + 2.00%	1.65% + 2.00%
Current Charge (assessed against the greater of Account Value and PWV)	1.10%	1.15% + 1.10%	1.65% + 1.10%	1.65% + 1.10%
SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS

Maximum Charge [3] (assessed against the greater of Account Value and PWV)	1.50%	1.15% + 1.50%	1.65% + 1.50%	1.65% + 1.50%
Current Charge (assessed against the greater of Account Value and PWV)	0.90%	1.15% + 0.90%	1.65% + 0.90%	1.65% + 0.90%
SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS WITH BENEFICIARY INCOME OPTION (BIO)

Maximum Charge [3] (assessed against the greater of Account Value and PWV)	2.00%	1.15% + 2.00%	1.65% + 2.00%	1.65% + 2.00%
Current Charge (assessed against the greater of Account Value and PWV)	1.10%	1.15% + 1.10%	1.65% + 1.10%	1.65% + 1.10%
ENHANCED BENEFICIARY PROTECTION DEATH BENEFIT
Current and Maximum Charge [4] (assessed against Sub-account net assets)	0.25%	1.40%	1.90%	1.90%
HIGHEST ANNIVERSARY VALUE DEATH BENEFIT (HAV)
Current and Maximum Charge [4] (if elected on or after May 1, 2009) (assessed against Sub-account net assets)	0.40%	1.55%	2.05%	2.05%
COMBINATION 5% ROLL-UP AND HAV DEATH BENEFIT
Current and Maximum Charge [4] (if elected on or after May 1, 2009) (assessed against Sub-account net assets)	0.80%	1.95%	2.45%	2.45%
HIGHEST DAILY VALUE DEATH BENEFIT (HDV)
Current and Maximum Charge [4] (assessed against Sub-account net assets)	0.50%	1.65%	2.15%	2.15%
Please refer to the section of this Prospectus that describes each optional benefit for a complete description of the benefit, including any restrictions or limitations that may apply.

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How Charge is Determined

1	GRO Plus II. Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. For AS Cornerstone, the 1.75% total annual charge applies in all Annuity Years. For ASL II, the 2.25% total annual charge applies in all Annuity Years, and for XT6, the 2.25% total annual charge applies in Annuity Years 1-10 and is 1.25% thereafter.

Highest Daily GRO II. Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. For AS Cornerstone, the 1.75% total annual charge applies in all Annuity Years. For ASL II, the 2.25% total annual charge applies in all Annuity Years, and for XT6, the 2.25% total annual charge applies in Annuity Years 1-10 and is 1.25% thereafter.

Highest Daily Lifetime 6 Plus. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. Under certain circumstances, we may not deduct the charge or may only deduct a portion of the charge (see the description of the benefit for details). For AS Cornerstone, 0.85% is in addition to 1.15% annual charge of amounts invested in the Sub-accounts. For ASL II, 0.85% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For XT6, 0.85% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-10) and 0.65% annual charge of the amounts invested in the Sub-accounts in subsequent Annuity Years.

Highest Daily Lifetime 6 Plus with LIA. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. Under certain circumstances, we may not deduct the charge or may only deduct a portion of the charge (see the description of the benefit for details). For AS Cornerstone, 1.20% is in addition to 1.15% annual charge of amounts invested in the Sub-accounts. For ASL II, 1.20% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For XT6, 1.20% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-10) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years.

Spousal Highest Daily Lifetime 6 Plus. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. Under certain circumstances, we may not deduct the charge or may only deduct a portion of the charge (see the description of the benefit for details). For AS Cornerstone, 0.95% is in addition to 1.15% annual charge of amounts invested in the Sub-accounts. For ASL II, 0.95% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For XT6, 0.95% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-10) and 0.65% annual charge of the amounts invested in the Sub-accounts in subsequent Annuity Years.

Guaranteed Return Option/GRO Plus: Charge for each benefit is assessed against the average daily net assets of the Sub-accounts. For ASL II, 1.90% total annual charge applies in all Annuity years, and for XT6, 1.90% total annual charge applies in Annuity Years 1-10 and is 0.90% thereafter. This benefit is no longer available for new elections.

GRO Plus 2008: Charge for the benefit is assessed against the average daily net assets of the Sub-accounts. If you elected the benefit prior to May 1, 2009, the fees are as follows: 0.35% charge of the Sub-account assets. For AS Cornerstone, 1.50% total annual charge applies in all Annuity Years. For ASL II, 2.00% total annual charge applies in all Annuity Years. For XT6, total annual charge is 2.00% in Annuity Years 1-10 and is 1.00% thereafter. If you elected the benefit on or after May 1, 2009 the fees are as follows: For AS Cornerstone, 1.75% total annual charge applies in all Annuity Years. For ASL II, 2.25% total annual charge applies in all Annuity Years. For XT6, total annual charge is 2.25% in Annuity Years 1-10 and is 1.25% thereafter. This benefit is no longer available for new elections.

Highest Daily GRO: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. If you elected the benefit prior to May 1, 2009, the fees are as follows: 0.35% charge of the Sub-account assets. For AS Cornerstone, 1.50% total annual charge applies in all Annuity Years. For ASL II, 2.00% total annual charge applies in all Annuity Years. For XT6, total annual charge is 2.00% in Annuity Years 1-10 and is 1.00% thereafter. If you elect the benefit on or after May 1, 2009: For AS Cornerstone, 1.75% total annual charge applies in all Annuity Years. For ASL II, 2.25% total annual charge applies in all Annuity Years. For XT6, total annual charge is 2.25% in Annuity Years 1-10 and is 1.25% thereafter. This benefit is no longer available for new elections.

Guaranteed Minimum Withdrawal Benefit: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. For AS Cornerstone, 1.50% total annual charge applies in all Annuity years. For ASL II, 2.00% total annual charge applies in all Annuity years, and for XT6, 2.00% total annual charge applies in Annuity Years 1-10 and is 1.00% thereafter. This benefit is no longer available for new elections.

Guaranteed Minimum Income Benefit: Charge for this benefit is assessed against the GMIB Protected Income Value (“PIV”). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the Fixed Allocations. For AS Cornerstone, 0.50% of PIV for GMIB is in addition to 1.15% annual charge in all Annuity years. For ASL II, 0.50% of PIV for GMIB is in addition to 1.65% annual charge. For XT6, 0.50% of PIV for GMIB is in addition to 1.65% in years 1-10 and 0.65% thereafter. This benefit is no longer available for new elections.

Lifetime Five Income Benefit: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. For AS Cornerstone, 1.75% total annual charge applies in all Annuity years. For ASL II, 2.25% total annual charge applies in all Annuity years, and for XT6, 2.25% total annual charge applies in Annuity Years 1-10 and is 1.25% thereafter. This benefit is no longer available for new elections.

Spousal Lifetime Five Income Benefit: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. For AS Cornerstone, 1.90% total annual charge applies in all Annuity years. For ASL II, 2.40% total annual charge applies in all Annuity years, and for XT6, 2.40% total annual charge applies in Annuity Years 1-10 and is 1.40% thereafter. This benefit is no longer available for new elections.

Highest Daily Lifetime Five Income Benefit: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. For ASL II, 2.25% total annual charge applies in all Annuity years, and for XT6, 2.25% total annual charge applies in Annuity Years 1-10 and is 1.25% thereafter. This benefit is no longer available for new elections.

Highest Daily Lifetime Seven: Charge for this benefit is assessed against the Protected Withdrawal Value (“PWV”). PWV is described in the Living Benefits section of this Prospectus. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. For AS Cornerstone, 0.60% for Highest Daily Lifetime Seven is in addition to 1.15% annual charge in all Annuity years. For ASL II, 0.60% for Highest Daily Lifetime Seven is in addition to 1.65% annual charge. For XT6, 0.60% for Highest Daily Lifetime Seven is in addition to 1.65% in years 1-10 and 0.65% thereafter. This benefit is no longer available for new elections.

Highest Daily Lifetime Seven With Beneficiary Income Option. Charge for this benefit is assessed against the Protected Withdrawal Value (“PWV”). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. For AS Cornerstone, 0.95% is in addition to 1.15% in all Annuity Years. For ASL II, 0.95% is in addition to 1.65% annual charge. For XT6, 0.95% is in addition to 1.65% annual charge in Annuity Years 1-10 and 0.65% annual charge in subsequent Annuity Years. This benefit is no longer available for new elections.

Highest Daily Lifetime Seven With Lifetime Income Accelerator. Charge for this benefit is assessed against the Protected Withdrawal Value (“PWV”). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. For AS Cornerstone, 0.95% is in addition to 1.15% annual charge in all Annuity Years. For ASL II, 0.95% is in addition to 1.65% annual charge. For XT6, 0.95% is in addition to 1.65% annual charge in Annuity Years 1-10 and 0.65% annual charge in subsequent Annuity Years. This benefit is no longer available for new elections.

Spousal Highest Daily Lifetime Seven: Charge for this benefit is assessed against the Protected Withdrawal Value (“PWV”). For AS Cornerstone, 0.75% for Spousal Highest Daily Lifetime Seven is in addition to 1.15% annual charge in all Annuity years. For ASL II, 0.75% for Spousal Highest Daily Lifetime Seven is in addition to 1.65% annual charge. For XT6, 0.75% for Spousal Highest Daily Lifetime Seven is in addition to 1.65% in years 1-10 and 0.65% thereafter. This benefit is no longer available for new elections.

Spousal Highest Daily Lifetime Seven With Beneficiary Income Option. Charge for this benefit is assessed against the Protected Withdrawal Value (“PWV”). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. For AS Cornerstone, 0.95% of PWV is in addition to 1.15% annual charge in all Annuity Years. For ASL II, 0.95% of PWV is in addition to 1.65% annual charge. For XT6, 0.95% of PWV is in addition to 1.65% annual charge in Annuity Years 1-10 and 0.65% annual charge in subsequent Annuity Years. This benefit is no longer available for new elections.

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Highest Daily Lifetime 7 Plus. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. For AS Cornerstone, 0.75% is in addition to 1.15% annual charge of amounts invested in the Sub-accounts. For ASL II, 0.75% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For XT6, 0.75% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-10) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.

Highest Daily Lifetime 7 Plus with BIO. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. For AS Cornerstone, 1.10% is in addition to 1.15% annual charge of amounts invested in the Sub-accounts. For ASL II, 1.10% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For XT6, 1.10% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-10) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.

Highest Daily Lifetime 7 Plus with LIA. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. For AS Cornerstone, 1.10% is in addition to 1.15% annual charge of amounts invested in the Sub-accounts. For ASL II, 1.10% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For XT6, 1.10% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-10) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.

Spousal Highest Daily Lifetime 7 Plus. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. For AS Cornerstone, 0.90% is in addition to 1.15% annual charge of amounts invested in the Sub-accounts. For ASL II, 0.90% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For XT6, 0.90% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-10) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.

Spousal Highest Daily Lifetime 7 Plus with BIO. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. For AS Cornerstone, 1.10% is in addition to 1.15% annual charge of amounts invested in the Sub-accounts. For ASL II, 1.10% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For XT6, 1.10% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-10) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.

Enhanced Beneficiary Protection Death Benefit: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. For AS Cornerstone, 1.40% total annual charge applies in all Annuity years. For ASL II, 1.90% total annual charge applies in all Annuity years, and for XT6, 1.90% total annual charge applies in Annuity Years 1-10 and is 0.90% thereafter. This benefit is no longer available for new elections.

Highest Anniversary Value Death Benefit: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts, if you elected the benefit prior to May 1, 2009 the fees are as follows: 0.25% of the assets. For AS Cornerstone, 1.40% total annual charge applies in all Annuity Years. For ASL II, 1.90% total annual charge applies in all Annuity Years. For XT6, total annual charge is 1.90% in Annuity Years 1-10 and is 0.90% thereafter. If you elected the benefit on or after May 1, 2009 the fees are as follows: For AS Cornerstone, 1.55% total annual charge applies in all Annuity Years. For ASL II, 2.05% total annual charge applies in all Annuity Years. For XT6, total annual charge is 2.05% in Annuity Years 1-10 and is 1.05% thereafter.

Combination 5% Roll-up and HAV Death Benefit: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts, if you elected the benefit prior to May 1, 2009 the fees are as follows: 0.50% of Sub-account assets if you elected benefit prior to May 1, 2009. For AS Cornerstone, 1.65% total annual charge applies in all Annuity Years. For ASL II, 2.15% total annual charge applies in all Annuity Years. For XT6, total annual charge is 2.15% in Annuity Years 1-10 and is 1.15% thereafter. If you elected the benefit on or after May 1, 2009 the fees are as follows: For AS Cornerstone, 1.95% total annual charge applies in all Annuity Years. For ASL II, 2.45% total annual charge applies in all Annuity Years. For XT6, total annual charge is 2.45% in Annuity Years 1-10 and is 1.45% thereafter.

Highest Daily Value Death Benefit: Charge for this benefit is assessed against the average daily net assets of the Sub-accounts. For AS Cornerstone, 1.65% total annual charge applies in all Annuity years. For ASL II, 2.15% total annual charge applies in all Annuity years, and for XT6, 2.15% total annual charge applies in Annuity Years 1-10 and is 1.15% thereafter. This benefit is no longer available for new elections.

2.	The Total Annual Charge includes the Insurance Charge and Distribution Charge (if applicable) assessed against the average daily net assets allocated to the Sub-accounts. If you elect more than one optional benefit, the Total Annual Charge would be increased to include the charge for each optional benefit. With respect to GMIB, the 0.50% charge is assessed against the GMIB Protected Income Value. With respect to Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus and Spousal Highest Daily Lifetime 6 Plus, the charge is assessed against the Protected Withdrawal Value (greater of PWV and Account Value, for the “Plus” benefits). With respect to each of Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus and Spousal Highest Daily Lifetime 6 Plus, one-fourth of the annual charge is deducted quarterly. These optional benefits are not available under the Beneficiary Continuation Option.
3.	We reserve the right to increase the charge up to the maximum charge indicated, upon any step-up or reset under the benefit, or new election of the benefit.
4.	Our reference in the fee table to “current and maximum” charge does not connote that we have the authority to increase the charge for Annuities that already have been issued. Rather, the reference indicates that there is no maximum charge to which the current charge could be increased for existing Annuities. However, our State filings may have included a provision allowing us to impose an increased charge for newly-issued Annuities.

The following table provides the range (minimum and maximum) of the total annual expenses for the underlying mutual funds (“Portfolios”) as of December 31, 2013 before any contractual waivers and expense reimbursements. Each figure is stated as a percentage of the underlying Portfolio's average daily net assets.

TOTAL ANNUAL PORTFOLIO OPERATING EXPENSES
	MINIMUM	MAXIMUM
Total Portfolio Operating Expense	0.59%	2.16%

The following are the total annual expenses for each underlying mutual fund (“Portfolio”) as of December 31, 2013, except as noted and except if the underlying portfolio’s inception date is subsequent to December 31, 2013. The “Total Annual Portfolio Operating Expenses” reflect the combination of the underlying Portfolio’s investment management fee, other expenses, any 12b-1 fees, and certain other expenses. Each figure is stated as a percentage of the underlying Portfolio’s average daily net assets. For certain of the Portfolios, a portion of the management fee has been contractually waived and/or other expenses have been contractually partially reimbursed, which is shown in the table. The following expenses are deducted by the underlying Portfolio before it provides Prudential Annuities with the daily net asset value. The underlying Portfolio information was provided by the underlying mutual funds and has not been independently verified by us. See the prospectuses or statements of additional information of the underlying

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Portfolios for further details. The current prospectus and statement of additional information for the underlying Portfolios can be obtained by calling 1-888-PRU-2888.

UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES (as a percentage of the average net assets of the underlying Portfolios)
	For the year ended December 31, 2013
UNDERLYING PORTFOLIO	Management Fees	Other Expenses	Distribution and/or Service Fees (12b-1 fees)	Dividend Expense on Short Sales	Broker Fees and Expenses on Short Sales	Acquired Portfolio Fees & Expenses	Total Annual Portfolio Operating Expenses	Contractual Fee Waiver or Expense Reimbursement	Net Annual Portfolio Operating Expenses
Advanced Series Trust
AST Academic Strategies Asset Allocation Portfolio	0.70%	0.03%	0.04%	0.07%	0.02%	0.64%	1.50%	0.00%	1.50%
AST Advanced Strategies Portfolio [1]	0.80%	0.03%	0.10%	0.00%	0.00%	0.05%	0.98%	-0.01%	0.97%
AST AQR Emerging Markets Equity Portfolio	1.09%	0.21%	0.10%	0.00%	0.00%	0.00%	1.40%	0.00%	1.40%
AST AQR Large-Cap Portfolio [2]	0.72%	0.01%	0.10%	0.00%	0.00%	0.00%	0.83%	-0.17%	0.66%
AST Balanced Asset Allocation Portfolio	0.15%	0.01%	0.00%	0.00%	0.00%	0.81%	0.97%	0.00%	0.97%
AST Blackrock Global Strategies Portfolio	0.97%	0.03%	0.10%	0.00%	0.00%	0.02%	1.12%	0.00%	1.12%
AST Blackrock iShares ETF Portfolio [3]	0.89%	0.26%	0.10%	0.00%	0.00%	0.18%	1.43%	-0.41%	1.02%
AST Bond Portfolio 2015 [4]	0.63%	0.27%	0.10%	0.00%	0.00%	0.00%	1.00%	-0.01%	0.99%
AST Bond Portfolio 2016 [5]	0.63%	0.49%	0.10%	0.00%	0.00%	0.00%	1.22%	-0.23%	0.99%
AST Bond Portfolio 2017	0.63%	0.07%	0.10%	0.00%	0.00%	0.00%	0.80%	0.00%	0.80%
AST Bond Portfolio 2018	0.63%	0.05%	0.10%	0.00%	0.00%	0.00%	0.78%	0.00%	0.78%
AST Bond Portfolio 2019	0.63%	0.11%	0.10%	0.00%	0.00%	0.00%	0.84%	0.00%	0.84%
AST Bond Portfolio 2020	0.63%	0.12%	0.10%	0.00%	0.00%	0.00%	0.85%	0.00%	0.85%
AST Bond Portfolio 2021	0.63%	0.09%	0.10%	0.00%	0.00%	0.00%	0.82%	0.00%	0.82%
AST Bond Portfolio 2022	0.63%	0.08%	0.10%	0.00%	0.00%	0.00%	0.81%	0.00%	0.81%
AST Bond Portfolio 2023 [6]	0.63%	0.05%	0.10%	0.00%	0.00%	0.00%	0.78%	-0.01%	0.77%
AST Bond Portfolio 2024	0.63%	0.09%	0.10%	0.00%	0.00%	0.00%	0.82%	0.00%	0.82%
AST Bond Portfolio 2025	0.63%	0.05%	0.10%	0.00%	0.00%	0.00%	0.78%	0.00%	0.78%
AST Capital Growth Asset Allocation Portfolio	0.15%	0.01%	0.00%	0.00%	0.00%	0.84%	1.00%	0.00%	1.00%
AST ClearBridge Dividend Growth Portfolio [7]	0.82%	0.02%	0.10%	0.00%	0.00%	0.00%	0.94%	-0.11%	0.83%
AST Cohen & Steers Realty Portfolio	0.98%	0.03%	0.10%	0.00%	0.00%	0.00%	1.11%	0.00%	1.11%
AST Defensive Asset Allocation Portfolio	0.15%	0.22%	0.00%	0.00%	0.00%	0.75%	1.12%	0.00%	1.12%
AST Federated Aggressive Growth Portfolio	0.93%	0.05%	0.10%	0.00%	0.00%	0.00%	1.08%	0.00%	1.08%
AST FI Pyramis® Asset Allocation Portfolio [8]	0.82%	0.05%	0.10%	0.00%	0.00%	0.00%	0.97%	-0.02%	0.95%
AST FI Pyramis® Quantitative Portfolio [9]	0.81%	0.02%	0.10%	0.00%	0.00%	0.00%	0.93%	-0.09%	0.84%
AST Franklin Templeton Founding Funds Allocation Portfolio	0.91%	0.02%	0.10%	0.00%	0.00%	0.00%	1.03%	0.00%	1.03%
AST Franklin Templeton Founding Funds Plus Portfolio	0.02%	0.07%	0.00%	0.00%	0.00%	1.01%	1.10%	0.00%	1.10%
AST Global Real Estate Portfolio	0.99%	0.05%	0.10%	0.00%	0.00%	0.00%	1.14%	0.00%	1.14%
AST Goldman Sachs Large-Cap Value Portfolio [10]	0.72%	0.02%	0.10%	0.00%	0.00%	0.00%	0.84%	-0.01%	0.83%
AST Goldman Sachs Mid-Cap Growth Portfolio [11]	0.98%	0.03%	0.10%	0.00%	0.00%	0.00%	1.11%	-0.01%	1.10%

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UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES (as a percentage of the average net assets of the underlying Portfolios)
	For the year ended December 31, 2013
UNDERLYING PORTFOLIO	Management Fees	Other Expenses	Distribution and/or Service Fees (12b-1 fees)	Dividend Expense on Short Sales	Broker Fees and Expenses on Short Sales	Acquired Portfolio Fees & Expenses	Total Annual Portfolio Operating Expenses	Contractual Fee Waiver or Expense Reimbursement	Net Annual Portfolio Operating Expenses
AST Goldman Sachs Multi-Asset Portfolio [12]	0.92%	0.05%	0.10%	0.00%	0.00%	0.00%	1.07%	-0.21%	0.86%
AST Goldman Sachs Small-Cap Value Portfolio [13]	0.93%	0.03%	0.10%	0.00%	0.00%	0.07%	1.13%	-0.01%	1.12%
AST Herndon Large-Cap Value Portfolio [14]	0.83%	0.03%	0.10%	0.00%	0.00%	0.00%	0.96%	-0.04%	0.92%
AST High Yield Portfolio	0.72%	0.04%	0.10%	0.00%	0.00%	0.00%	0.86%	0.00%	0.86%
AST International Growth Portfolio [15]	0.97%	0.05%	0.10%	0.00%	0.00%	0.00%	1.12%	-0.01%	1.11%
AST International Value Portfolio	0.97%	0.04%	0.10%	0.00%	0.00%	0.00%	1.11%	0.00%	1.11%
AST Investment Grade Bond [16]	0.63%	0.04%	0.10%	0.00%	0.00%	0.00%	0.77%	-0.03%	0.74%
AST J.P. Morgan Global Thematic Portfolio	0.92%	0.05%	0.10%	0.00%	0.00%	0.00%	1.07%	0.00%	1.07%
AST J.P. Morgan International Equity Portfolio	0.86%	0.07%	0.10%	0.00%	0.00%	0.00%	1.03%	0.00%	1.03%
AST J.P. Morgan Strategic Opportunities Portfolio	0.97%	0.07%	0.10%	0.11%	0.01%	0.00%	1.26%	0.00%	1.26%
AST Jennison Large-Cap Growth Portfolio	0.88%	0.02%	0.10%	0.00%	0.00%	0.00%	1.00%	0.00%	1.00%
AST Jennison Large-Cap Value Portfolio	0.73%	0.02%	0.10%	0.00%	0.00%	0.00%	0.85%	0.00%	0.85%
AST Large-Cap Value Portfolio	0.72%	0.02%	0.10%	0.00%	0.00%	0.00%	0.84%	0.00%	0.84%
AST Loomis Sayles Large-Cap Growth Portfolio [17]	0.87%	0.02%	0.10%	0.00%	0.00%	0.00%	0.99%	-0.06%	0.93%
AST Lord Abbett Core Fixed Income Portfolio [18]	0.77%	0.02%	0.10%	0.00%	0.00%	0.00%	0.89%	-0.13%	0.76%
AST MFS Global Equity Portfolio	0.99%	0.05%	0.10%	0.00%	0.00%	0.00%	1.14%	0.00%	1.14%
AST MFS Growth Portfolio	0.87%	0.02%	0.10%	0.00%	0.00%	0.00%	0.99%	0.00%	0.99%
AST MFS Large-Cap Value Portfolio	0.84%	0.03%	0.10%	0.00%	0.00%	0.00%	0.97%	0.00%	0.97%
AST Mid-Cap Value Portfolio	0.93%	0.03%	0.10%	0.00%	0.00%	0.00%	1.06%	0.00%	1.06%
AST Money Market Portfolio	0.47%	0.02%	0.10%	0.00%	0.00%	0.00%	0.59%	0.00%	0.59%
AST Neuberger Berman Core Bond Portfolio	0.68%	0.04%	0.10%	0.00%	0.00%	0.00%	0.82%	0.00%	0.82%
AST Neuberger Berman Mid-Cap Growth Portfolio [19]	0.88%	0.03%	0.10%	0.00%	0.00%	0.00%	1.01%	-0.01%	1.00%
AST Neuberger Berman/LSV Mid-Cap Value Portfolio [20]	0.88%	0.03%	0.10%	0.00%	0.00%	0.00%	1.01%	0.00%	1.01%
AST New Discovery Asset Allocation Portfolio [21]	0.83%	0.10%	0.10%	0.00%	0.00%	0.00%	1.03%	-0.01%	1.02%
AST Parametric Emerging Markets Equity Portfolio	1.08%	0.23%	0.10%	0.00%	0.00%	0.00%	1.41%	0.00%	1.41%
AST PIMCO Limited Maturity Bond Portfolio	0.62%	0.04%	0.10%	0.00%	0.00%	0.00%	0.76%	0.00%	0.76%
AST PIMCO Total Return Bond Portfolio	0.60%	0.02%	0.10%	0.00%	0.00%	0.00%	0.72%	0.00%	0.72%
AST Preservation Asset Allocation Portfolio	0.15%	0.01%	0.00%	0.00%	0.00%	0.76%	0.92%	0.00%	0.92%
AST Prudential Core Bond Portfolio [22]	0.67%	0.02%	0.10%	0.00%	0.00%	0.00%	0.79%	-0.04%	0.75%

14

UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES (as a percentage of the average net assets of the underlying Portfolios)
	For the year ended December 31, 2013
UNDERLYING PORTFOLIO	Management Fees	Other Expenses	Distribution and/or Service Fees (12b-1 fees)	Dividend Expense on Short Sales	Broker Fees and Expenses on Short Sales	Acquired Portfolio Fees & Expenses	Total Annual Portfolio Operating Expenses	Contractual Fee Waiver or Expense Reimbursement	Net Annual Portfolio Operating Expenses
AST Prudential Growth Allocation Portfolio	0.81%	0.02%	0.10%	0.00%	0.00%	0.01%	0.94%	0.00%	0.94%
AST QMA Emerging Markets Equity Portfolio	1.09%	0.24%	0.10%	0.00%	0.00%	0.03%	1.46%	0.00%	1.46%
AST QMA Large-Cap Portfolio	0.72%	0.02%	0.10%	0.00%	0.00%	0.00%	0.84%	0.00%	0.84%
AST QMA US Equity Alpha Portfolio	0.99%	0.04%	0.10%	0.22%	0.25%	0.00%	1.60%	0.00%	1.60%
AST Quantitative Modeling Portfolio	0.25%	0.05%	0.00%	0.00%	0.00%	0.88%	1.18%	0.00%	1.18%
AST RCM World Trends Portfolio	0.91%	0.03%	0.10%	0.00%	0.00%	0.00%	1.04%	0.00%	1.04%
AST Schroders Global Tactical Portfolio	0.91%	0.04%	0.10%	0.00%	0.00%	0.12%	1.17%	0.00%	1.17%
AST Schroders Multi-Asset World Strategies Portfolio	1.06%	0.04%	0.10%	0.00%	0.00%	0.12%	1.32%	0.00%	1.32%
AST Small-Cap Growth Portfolio	0.88%	0.03%	0.10%	0.00%	0.00%	0.00%	1.01%	0.00%	1.01%
AST Small-Cap Value Portfolio	0.88%	0.03%	0.10%	0.00%	0.00%	0.04%	1.05%	0.00%	1.05%
AST T. Rowe Price Asset Allocation Portfolio	0.79%	0.03%	0.10%	0.00%	0.00%	0.00%	0.92%	0.00%	0.92%
AST T. Rowe Price Equity Income Portfolio	0.72%	0.02%	0.10%	0.00%	0.00%	0.00%	0.84%	0.00%	0.84%
AST T. Rowe Price Large-Cap Growth Portfolio	0.85%	0.02%	0.10%	0.00%	0.00%	0.00%	0.97%	0.00%	0.97%
AST T. Rowe Price Natural Resources Portfolio	0.88%	0.04%	0.10%	0.00%	0.00%	0.00%	1.02%	0.00%	1.02%
AST Templeton Global Bond Portfolio	0.79%	0.09%	0.10%	0.00%	0.00%	0.00%	0.98%	0.00%	0.98%
AST Wellington Management Hedged Equity Portfolio	0.97%	0.04%	0.10%	0.00%	0.00%	0.02%	1.13%	0.00%	1.13%
AST Western Asset Core Plus Bond Portfolio [23]	0.67%	0.02%	0.10%	0.00%	0.00%	0.00%	0.79%	-0.15%	0.64%
AST Western Asset Emerging Markets Debt Portfolio [24]	0.84%	0.07%	0.10%	0.00%	0.00%	0.00%	1.01%	-0.05%	0.96%

AIM Variable Insurance Funds (Invesco Variable Insurance Funds)
Invesco V.I. Diversified Dividend Fund – Series I shares [25]	0.50%	0.22%	0.00%	0.00%	0.00%	0.01%	0.73%	-0.01%	0.72%
Invesco V.I. Global Health Care Fund – Series I shares [26]	0.75%	0.35%	0.00%	0.00%	0.00%	0.01%	1.11%	-0.01%	1.10%
Invesco V.I. Mid Cap Growth Fund – Series I shares	0.75%	0.33%	0.00%	0.00%	0.00%	0.00%	1.08%	0.00%	1.08%
Invesco V.I. Technology Fund – Series I shares	0.75%	0.42%	0.00%	0.00%	0.00%	0.00%	1.17%	0.00%	1.17%

Nationwide Variable Insurance Trust
NVIT Developing Markets Fund	0.95%	0.45%	0.25%	0.00%	0.00%	0.02%	1.67%	0.00%	1.67%

15

UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES (as a percentage of the average net assets of the underlying Portfolios)
	For the year ended December 31, 2013
UNDERLYING PORTFOLIO	Management Fees	Other Expenses	Distribution and/or Service Fees (12b-1 fees)	Dividend Expense on Short Sales	Broker Fees and Expenses on Short Sales	Acquired Portfolio Fees & Expenses	Total Annual Portfolio Operating Expenses	Contractual Fee Waiver or Expense Reimbursement	Net Annual Portfolio Operating Expenses
ProFund VP [27]
Access VP High Yield Fund	0.75%	0.62%	0.25%	0.00%	0.00%	0.00%	1.62%	0.06%	1.68%
ProFund VP Bull	0.75%	0.72%	0.25%	0.00%	0.00%	0.00%	1.72%	-0.04%	1.68%
ProFund VP NASDAQ-100	0.75%	0.74%	0.25%	0.00%	0.00%	0.00%	1.74%	-0.06%	1.68%
ProFund VP Large-Cap Value	0.75%	0.84%	0.25%	0.00%	0.00%	0.00%	1.84%	-0.16%	1.68%
ProFund VP Large-Cap Growth	0.75%	0.78%	0.25%	0.00%	0.00%	0.00%	1.78%	-0.10%	1.68%
ProFund VP Mid-Cap Value	0.75%	0.83%	0.25%	0.00%	0.00%	0.02%	1.85%	-0.15%	1.70%
ProFund VP Mid-Cap Growth	0.75%	0.79%	0.25%	0.00%	0.00%	0.00%	1.79%	-0.11%	1.68%
ProFund VP Small-Cap Value	0.75%	0.88%	0.25%	0.00%	0.00%	0.04%	1.92%	-0.20%	1.72%
ProFund VP Small-Cap Growth	0.75%	0.83%	0.25%	0.00%	0.00%	0.05%	1.88%	-0.15%	1.73%
ProFund VP Asia 30	0.75%	0.76%	0.25%	0.00%	0.00%	0.00%	1.76%	-0.08%	1.68%
ProFund VP Europe 30	0.75%	0.73%	0.25%	0.00%	0.00%	0.00%	1.73%	-0.05%	1.68%
ProFund VP Japan	0.75%	0.78%	0.25%	0.00%	0.00%	0.00%	1.78%	-0.10%	1.68%
ProFund VP UltraBull	0.75%	0.79%	0.25%	0.00%	0.00%	0.00%	1.79%	-0.11%	1.68%
ProFund VP UltraMid-Cap [28]	0.75%	0.76%	0.25%	0.00%	0.00%	0.00%	1.76%	-0.08%	1.68%
ProFund VP UltraSmall-Cap	0.75%	0.80%	0.25%	0.00%	0.00%	0.03%	1.83%	-0.12%	1.71%
ProFund VP UltraNASDAQ-100	0.75%	0.72%	0.25%	0.00%	0.00%	0.00%	1.72%	-0.04%	1.68%
ProFund VP Bear	0.75%	0.74%	0.25%	0.00%	0.00%	0.00%	1.74%	-0.06%	1.68%
ProFund VP Short Mid-Cap	0.75%	1.06%	0.25%	0.00%	0.00%	0.00%	2.06%	-0.38%	1.68%
ProFund VP Short Small-Cap	0.75%	0.83%	0.25%	0.00%	0.00%	0.00%	1.83%	-0.15%	1.68%
ProFund VP Short NASDAQ-100	0.75%	0.82%	0.25%	0.00%	0.00%	0.00%	1.82%	-0.15%	1.67%
ProFund VP Banks	0.75%	0.79%	0.25%	0.00%	0.00%	0.00%	1.79%	-0.11%	1.68%
ProFund VP Basic Materials	0.75%	0.73%	0.25%	0.00%	0.00%	0.00%	1.73%	-0.05%	1.68%
ProFund VP Biotechnology	0.75%	0.70%	0.25%	0.00%	0.00%	0.00%	1.70%	-0.02%	1.68%
ProFund VP Consumer Goods	0.75%	0.76%	0.25%	0.00%	0.00%	0.00%	1.76%	-0.08%	1.68%
ProFund VP Consumer Services	0.75%	0.78%	0.25%	0.00%	0.00%	0.00%	1.78%	-0.10%	1.68%
ProFund VP Financials	0.75%	0.78%	0.25%	0.00%	0.00%	0.00%	1.78%	-0.10%	1.68%
ProFund VP Health Care	0.75%	0.72%	0.25%	0.00%	0.00%	0.00%	1.72%	-0.04%	1.68%
ProFund VP Industrials	0.75%	0.81%	0.25%	0.00%	0.00%	0.00%	1.81%	-0.13%	1.68%
ProFund VP Internet	0.75%	0.76%	0.25%	0.00%	0.00%	0.00%	1.76%	-0.08%	1.68%
ProFund VP Oil & Gas	0.75%	0.76%	0.25%	0.00%	0.00%	0.00%	1.76%	-0.08%	1.68%
ProFund VP Pharmaceuticals	0.75%	0.74%	0.25%	0.00%	0.00%	0.00%	1.74%	-0.06%	1.68%
ProFund VP Precious Metals	0.75%	0.72%	0.25%	0.00%	0.00%	0.00%	1.72%	-0.04%	1.68%
ProFund VP Real Estate	0.75%	0.75%	0.25%	0.00%	0.00%	0.00%	1.75%	-0.07%	1.68%
ProFund VP Semiconductor	0.75%	1.16%	0.25%	0.00%	0.00%	0.00%	2.16%	-0.48%	1.68%
ProFund VP Technology	0.75%	0.73%	0.25%	0.00%	0.00%	0.00%	1.73%	-0.05%	1.68%
ProFund VP Telecommunications	0.75%	0.73%	0.25%	0.00%	0.00%	0.00%	1.73%	-0.05%	1.68%
ProFund VP Utilities	0.75%	0.76%	0.25%	0.00%	0.00%	0.00%	1.76%	-0.08%	1.68%
ProFund VP U.S. Government Plus	0.50%	0.67%	0.25%	0.00%	0.00%	0.00%	1.42%	-0.04%	1.38%
ProFund VP Rising Rates Opportunity	0.75%	0.74%	0.25%	0.00%	0.00%	0.00%	1.74%	-0.06%	1.68%

The Prudential Series Fund
SP International Growth Portfolio [29]	0.85%	0.46%	0.00%	0.00%	0.00%	0.00%	1.31%	-0.01%	1.30%

Wells Fargo Variable Trust
Wells Fargo Advantage VT International Equity – class 1 [30]	0.75%	0.20%	0.00%	0.00%	0.00%	0.01%	0.96%	-0.26%	0.70%
Wells Fargo Advantage VT Intrinsic Value – class 2 [31]	0.55%	0.32%	0.25%	0.00%	0.00%	0.01%	1.13%	-0.12%	1.01%
Wells Fargo Advantage VT Omega Growth – class 1 [32]	0.55%	0.24%	0.00%	0.00%	0.00%	0.00%	0.79%	-0.04%	0.75%
Wells Fargo Advantage VT Small Cap Growth – class 1 [33]	0.75%	0.18%	0.00%	0.00%	0.00%	0.00%	0.93%	0.00%	0.93%

16

1	AST Advanced Strategies Portfolio: The Investment Managers have contractually agreed to waive 0.01% of their investment management fees through June 30, 2015. This contractual investment management fee waiver may not be terminated or modified prior to June 30, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify, or discontinue this expense limitation after June 30, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
2	AST AQR Large-Cap Portfolio: The Investment Managers have contractually agreed to waive 0.17% of their investment management fees through June 30, 2015. This contractual investment management fee waiver may not be terminated or modified prior to June 30, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify, or discontinue this expense limitation after June 30, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
3	AST BlackRock iShares ETF Portfolio: the Investment Managers have contractually agreed to waive a portion of their investment management fee equal to the acquired fund fees and expenses due to investments in iShares ETFs. In addition, the Investment Managers have contractually agreed to waive a portion of their investment management fee and/or reimburse certain expenses for the Portfolio so that the Portfolio’s investment management fees (after the waiver described in the first sentence) and other expenses (including distribution fees, acquired fund fees and expenses due to investments in iShares ETFs, and other expenses excluding taxes, interest and brokerage commissions) do not exceed 1.02% of the Portfolio’s average daily net assets through June 30, 2015. This arrangement may not be terminated or modified prior to June 30, 2015, and may be discontinued or modified thereafter.
4	AST Bond Portfolio 2015: The Investment Managers have contractually agreed to waive a portion of their investment management fees and/or reimburse certain expenses for each Portfolio so that each Portfolio’s investment management fees plus other expenses (exclusive in all cases of taxes, interest, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses) do not exceed 0.99% of each Portfolio’s average daily net assets through June 30, 2015. This waiver arrangement may not be terminated or modified prior to June 30, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue this expense limitation after June 30, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
5	AST Bond Portfolio 2016: The Investment Managers have contractually agreed to waive a portion of their investment management fees and/or reimburse certain expenses for each Portfolio so that each Portfolio’s investment management fees plus other expenses (exclusive in all cases of taxes, interest, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses) do not exceed 0.99% of each Portfolio’s average daily net assets through June 30, 2015. This waiver arrangement may not be terminated or modified prior to June 30, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue this expense limitation after June 30, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
6	AST Bond Portfolio 2023: The distributor of the Portfolio has contractually agreed to waive a portion of its distribution and service (12b-1) fee. The waiver provides for a reduction in the distribution and service fee based on the average daily net assets of each Portfolio. This contractual waiver does not have an expiration or termination date, and may not be modified or discontinued.
7	AST ClearBridge Dividend Growth Portfolio: The Investment Managers have contractually agreed to waive 0.11% of their investment management fees through June 30, 2015. This contractual investment management fee waiver may not be terminated or modified prior to June 30, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify, or discontinue this expense limitation after June 30, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
8

AST FI Pyramis® Asset Allocation Portfolio: The Investment Managers have contractually agreed to waive 0.018% of their investment management fees through June 30, 2015. This contractual investment management fee waiver may not be terminated or modified prior to June 30, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify, or discontinue this expense limitation after June 30, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.

9

AST FI Pyramis® Quantitative Portfolio: The Investment Managers have contractually agreed to waive 0.08% of their investment management fees through June 30, 2015. This contractual investment management fee waiver may not be terminated or modified prior to June 30, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify, or discontinue this expense limitation after June 30, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees. In addition, the Investment Managers have contractually agreed to waive 0.013% of their investment management fees through June 30, 2015. This contractual investment management fee waiver may not be terminated or modified prior to June 30, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify, or discontinue this expense limitation after June 30, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.

10	AST Goldman Sachs Large-Cap Value Portfolio: The Investment Managers have contractually agreed to waive 0.013% of their investment management fee through May 1, 2015. This waiver arrangement may not be terminated or modified prior to May 1, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue this expense limitation after May 1, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
11	AST Goldman Sachs Mid-Cap Growth Portfolio: The Investment Managers have contractually agreed to waive 0.013% of their investment management fee through May 1, 2015. This contractual investment management fee waiver may not be terminated or modified prior to the expiration date, but may be discontinued or modified thereafter. The decision on whether to renew, modify, or discontinue the expense limitation after the expiration date will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
12	AST Goldman Sachs Multi-Asset Portfolio: The Investment Managers have contractually agreed to waive 0.10% of their investment management fee through June 30, 2016. The Investment Managers have additionally agreed to waive 0.10% of their investment management fee through June 30, 2015. The Investment Managers have also contractually agreed to waive 0.013% of their investment management fee through May 1, 2015. Each expense limitation may not be terminated or modified prior to its expiration date, but may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue each expense limitation after its expiration date will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
13	AST Goldman Sachs Small-Cap Value Portfolio: The Investment Managers have contractually agreed to waive 0.013% of their investment management fee through May 1, 2015. This waiver arrangement may not be terminated or modified prior to May 1, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue this expense limitation after May 1, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
14	AST Herndon Large-Cap Value Portfolio: The Investment Managers have contractually agreed to waive 0.04% of their investment management fees through June 30, 2015. This contractual investment management fee waiver may not be terminated or modified prior to June 30, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify, or discontinue this expense limitation after June 30, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
15	AST International Growth Portfolio: The Investment Managers have contractually agreed to waive 0.01% of their investment management fees through June 30, 2015. This contractual investment management fee waiver may not be terminated or modified prior to June 30, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify, or discontinue this expense limitation after June 30, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees. In addition, the Investment Managers have contractually agreed through May 1, 2015 to waive 0.003% of their investment management fee. This contractual investment management fee waiver may not be terminated or modified prior to May 1, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify, or discontinue this fee waiver after May 1, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
16	AST Investment Grade Bond Portfolio: The distributor of the Portfolio has contractually agreed to waive a portion of its distribution and service (12b-1) fee. The waiver provides for a reduction in the distribution and service fee based on the average daily net assets of each Portfolio. This contractual waiver does not have an expiration or termination date, and may not be modified or discontinued.

17

17	AST Loomis Sayles Large-Cap Growth Portfolio: The Investment Managers have contractually agreed to waive 0.06% of their investment management fees through June 30, 2015. This contractual investment management fee waiver may not be terminated or modified prior to June 30, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify, or discontinue this expense limitation after June 30, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
18	AST Lord Abbett Core Fixed Income Portfolio: The Investment Managers have contractually agreed through June 30, 2015 to waive a portion of their investment management fee, as follows: 0.10% on the first $500 million of average daily net assets; 0.125% of the Portfolio’s average daily net assets between $500 million and $1 billion; and 0.15% of the Portfolio’s average daily net assets in excess of $1 billion. The expense limitation may not be terminated or modified prior to its expiration date, and may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue the expense limitation after its expiration date will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
19	AST Neuberger Berman Mid-Cap Growth Portfolio: The Investment Managers have contractually agreed to waive 0.005% of their investment management fee through May 1, 2015. This waiver arrangement may not be terminated or modified prior to May 1, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue this expense limitation after May 1, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
20	AST Neuberger Berman/LSV Mid-Cap Value Portfolio: The Investment Managers have contractually agreed to waive 0.003% of their investment management fee through May 1, 2015. This waiver arrangement may not be terminated or modified prior to May 1, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue this expense limitation after May 1, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
21	AST New Discovery Asset Allocation Portfolio: The Investment Managers have contractually agreed to waive 0.009% their investment management fees through June 30, 2015. In addition, the Investment Managers have contractually agreed to waive a portion of their investment management fees and/or reimburse certain expenses for the Portfolio so that the Portfolio’s investment management fees plus other expenses (exclusive in all cases of taxes, interest, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses) do not exceed 1.08% of the Portfolio’s average daily net assets through June 30, 2015. The waiver and expense limitation may not be terminated or modified prior to June 30, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue the waiver and expense limitation after June 30, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
22	AST Prudential Core Bond Portfolio: The Investment Managers have contractually agreed to waive a portion of their investment management fees as follows: 0.025% of the Portfolio’s average daily net assets between $500 million and $1 billion, and 0.05% of the Portfolio’s average daily net assets in excess of $1 billion through June 30, 2015. The contractual investment management fee waiver may not be terminated or modified prior to June 30, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue this expense limitation after June 30, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
23	AST Western Asset Core Plus Bond Portfolio: The Investment Managers have contractually agreed to waive 0.15% of their investment management fees through June 30, 2015. This contractual investment management fee waiver may not be terminated or modified prior to June 30, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify, or discontinue this expense limitation after June 30, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
24	AST Western Asset Emerging Markets Debt Portfolio: The Investment Managers have contractually agreed to waive 0.05% of their investment management fee through June 30, 2015. This waiver arrangement may not be terminated or modified prior to June 30, 2015, but may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue this expense limitation after June 30, 2015 will be subject to review by the Investment Managers and the Fund’s Board of Trustees.
25	Invesco V.I. Diversified Dividend Fund – Series I shares: Invesco Advisers, Inc. (“Invesco or the Adviser”) has contractually agreed to waive a portion of the Fund’s management fee in an amount equal to the net management fee that Invesco earns on the Fund’s investments in certain affiliated funds. This waiver will have the effect of reducing Acquired Fund Fees and Expenses that are indirectly borne by the Fund. Unless Invesco continues the fee waiver agreement, it will terminate on April 30, 2015. The fee waiver agreement cannot be terminated during its term.
26	Invesco V.I. Global Health Care Fund – Series I shares: Invesco Advisers, Inc. (“Invesco or the Adviser”) has contractually agreed to waive a portion of the Fund’s management fee in an amount equal to the net management fee that Invesco earns on the Fund’s investments in certain affiliated funds. This waiver will have the effect of reducing Acquired Fund Fees and Expenses that are indirectly borne by the Fund. Unless Invesco continues the fee waiver agreement, it will terminate on April 30, 2015. The fee waiver agreement cannot be terminated during its term.
27	ProFund Advisors LLC (“ProFund Advisors” or the “Advisor”): has contractually agreed to waive Investment Advisory and Management Services Fees and to reimburse Other Expenses to the extent Total Annual Fund Operating Expenses Before Fee Waivers and Expense Reimbursements (excluding “Acquired Fund Fees and Expenses”), as a percentage of average daily net assets, exceed 1.68% (1.38% for ProFund VP U.S. Government Plus through April 30, 2015. After such date, the expense limitation may be terminated or revised by the Advisor. Amounts waived or reimbursed in a particular contractual period may be recouped by ProFund Advisors within three years of the end of the contractual period to the extent that recoupment will not cause the Fund’s expenses to exceed any expense limitation in place at that time.
28	ProFund VP UltraMid-Cap: Acquired Fund Fees and Expenses for the fiscal year end December 31, 2013 were less than 0.01% and are included in “Other Expenses”.
29	SP International Growth Portfolio: Prudential Investments LLC (the Investment Manager) has contractually agreed to waive 0.01% of its investment management fee through June 30, 2015. In addition, the Investment Manager has agreed to waive 0.003% of its investment management fee through May 1, 2015. These contractual investment management fee waivers may not be terminated or modified prior to their expiration dates, but may be discontinued or modified thereafter. The decision on whether to renew, modify, or discontinue these expense limitations after their expiration dates will be subject to review by the Investment Manager and the Fund’s Board of Trustees.
30	Wells Fargo Advantage VT International Equity – class 1: The Adviser has committed through April 30, 2015 to waive fees and/or reimburse expenses to the extent necessary to cap the Fund’s Total Annual Fund Operating Expenses After Fee Waiver at 0.69% for Class 1. Brokerage commissions, stamp duty fees, interest, taxes, acquired fund fees and expenses and extraordinary expenses are excluded from the cap. After this time, the cap may be increased or the commitment to maintain the cap may be terminated only with the approval of the Board of Trustees.
31	Wells Fargo Advantage VT Intrinsic Value – class 2: The Adviser has committed through April 30, 2015 to waive fees and/or reimburse expenses to the extent necessary to cap the Fund’s Total Annual Fund Operating Expenses After Fee Waiver at 1.00% for Class 2. Brokerage commissions, stamp duty fees, interest, taxes, acquired fund fees and expenses and extraordinary expenses are excluded from the cap. After this time, the cap may be increased or the commitment to maintain the cap may be terminated only with the approval of the Board of Trustees.
32	Wells Fargo Advantage VT Omega Growth – class 1: The Adviser has committed through April 30, 2015 to waive fees and/or reimburse expenses to the extent necessary to cap the Fund’s Total Annual Fund Operating Expenses After Fee Waiver at the amounts shown above. Brokerage commissions, stamp duty fees, interest, taxes, acquired fund fees and expenses and extraordinary expenses are excluded from the cap. After this time, the cap may be increased or the commitment to maintain the cap may be terminated only with the approval of the Board of Trustees.
33	Wells Fargo Advantage VT Small Cap Growth – class 1: The Adviser has committed through April 30, 2015 to waive fees and/or reimburse expenses to the extent necessary to cap the Fund’s Total Annual Fund Operating Expenses After Fee Waiver at 0.95% for Class 1. Brokerage commissions, stamp duty fees, interest, taxes, acquired fund fees and expenses and extraordinary expenses are excluded from the cap. After this time, the cap may be increased or the commitment to maintain the cap may be terminated only with the approval of the Board of Trustees.

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EXPENSE EXAMPLES

These examples are intended to help you compare the cost of investing in one Prudential Annuities Annuity with the cost of investing in other Prudential Annuities and/or other variable annuities.

Below are examples for each Annuity showing what you would pay in expenses at the end of the stated time periods had you invested $10,000 in the Annuity and your investment has a 5% return each year.

The examples reflect the fees and charges listed below for each Annuity as described in “Summary of Contract Fees and Charges”:

■	Insurance Charge
■	Distribution Charge (if applicable)
■	Contingent Deferred Sales Charge (when and if applicable)
■	Annual Maintenance Fee
■	The maximum combination of optional benefit charges

The examples also assume the following for the period shown:

■	You allocate all of your Account Value to the Sub-account with the maximum gross total annual operating expenses for 2013 and those expenses remain the same each year*
■	For each charge, we deduct the maximum charge rather than the current charge
■	You make no withdrawals of Account Value
■	You make no transfers, or other transactions for which we charge a fee
■	No tax charge applies
■

You elect the Highest Daily Lifetime 6 Plus with Combination 5% Roll-up and HAV Death Benefit which are the maximum combination of optional benefit charges. There is no other optional benefit combination that would result in higher maximum charges than those shown in the examples.

■	For the XT6 example, no Purchase Payment Credit is granted under the Annuity.

Amounts shown in the examples are rounded to the nearest dollar.

*	Note: Not all portfolios offered as Sub-accounts may be available depending on optional benefit selection, the applicable jurisdiction and selling firm.

THE EXAMPLES ARE ILLUSTRATIVE ONLY – THEY SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES OF THE UNDERLYING MUTUAL FUNDS OR THEIR PORTFOLIOS – ACTUAL EXPENSES WILL BE LESS THAN THOSE SHOWN DEPENDING UPON WHICH OPTIONAL BENEFIT YOU ELECT OTHER THAN INDICATED IN THE EXAMPLES OR IF YOU ALLOCATE ACCOUNT VALUE TO ANY OTHER AVAILABLE SUB-ACCOUNTS.

Expense Examples are provided as follows:

If you surrender your annuity at the end of the applicable time period: 1

	1 yr	3 yrs	5 yrs	10 yrs
AS Cornerstone	$1,294	$2,301	$3,333	$6,229
ASL II	$642	$1,935	$3,242	$6,576
XT6 [3]	$1,542	$2,735	$3,842	$6,676

If you annuitize your annuity at the end of the applicable time period: 2

	1 yr	3 yrs	5 yrs	10 yrs
AS Cornerstone	$594	$1,801	$3,033	$6,229
ASL II	$642	$1,935	$3,242	$6,576
XT6 [3]	$642	$1,935	$3,242	$6,576

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If you do not surrender your annuity:

	1 yr	3 yrs	5 yrs	10 yrs
AS Cornerstone	$594	$1,801	$3,033	$6,229
ASL II	$642	$1,935	$3,242	$6,576
XT6 [3]	$642	$1,935	$3,242	$6,576

1	There is no CDSC for ASL II. See “Summary of Contract Fees and Charges” for the CDSC schedule for each Annuity.
2	If you own XT6, you may not annuitize in the first Three (3) Annuity Years; if you own AS Cornerstone you may not annuitize in the first Annuity Year.
3	XT6 Annuities purchased prior to November 20, 2006 are subject to a different CDSC schedule. Expense example calculations for XT6 Annuities are not adjusted to reflect the Purchase Credit. If the Purchase Credit were reflected in the calculations, expenses would be higher.

For information relating to accumulation unit values pertaining to the Sub-accounts, please see Appendix A – Condensed Financial Information About Separate Account B.

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SUMMARY

Advanced Series Cornerstone (“AS Cornerstone”)

Advanced Series XTra Credit Six (“XT6”)

Advanced Series LifeVest II (“ASL II”)

This Summary describes key features of the variable annuity described in this prospectus. It is intended to help give you an overview, and to point you to sections of the prospectus that provide greater detail. This Summary is intended to supplement the prospectus, so you should not rely on the Summary alone for all the information you need to know before purchase. You should read the entire prospectus for a complete description of the variable annuity. Your financial advisor can also help you if you have questions.

What is a variable annuity? A variable annuity is a contract between you and an insurance company. It is designed to help you save money for retirement, and provide income during your retirement. With the help of your financial advisor, you choose how to invest your money within your annuity (subject to certain restrictions; see “Investment Options”). Any allocation that is recommended to you by your Financial Professional may be different than automatic asset transfers that may be made under the Annuity, such as under a pre-determined mathematical formula used with an optional living benefit. The value of your annuity will rise or fall depending on whether the investment options you choose perform well or perform poorly. Investing in a variable annuity involves risk and you can lose your money. By the same token, investing in a variable annuity can provide you with the opportunity to grow your money through participation in mutual fund-type investments. Your Financial Professional will help you choose the investment options that are suitable for you based on your tolerance for risk and your needs.

Variable annuities also offer a variety of optional guarantees to receive an income for life through withdrawal, or provide minimum death benefits for your beneficiaries or minimum account value guarantees. These benefits provide a degree of insurance in the event your annuity performs poorly. These optional benefits are available for an extra cost, and are subject to limitations and conditions more fully described later in this prospectus. The guarantees are based on the long-term financial strength of the insurance company.

What does it mean that my variable annuity is “tax-deferred”? Because variable annuities are issued by an insurance company, you pay no taxes on any earnings from your annuity until you withdraw the money. You may also transfer among your investment options without paying a tax at the time of the transfer. Until you withdraw the money, tax deferral allows you to keep money invested that would otherwise go to pay taxes. When you take your money out of the variable annuity, however, you will be taxed on the earnings at ordinary income tax rates rather than lower capital gains rates. If you withdraw earnings before you reach age 59 1/2, you also may be subject to a 10% federal tax penalty.

You could also purchase one of our variable annuities as a tax-qualified retirement investment such as an IRA, SEP-IRA, Roth IRA, 401(a) plan, or 403(b) plan. Although there is no additional tax advantage to a variable annuity held through one of these plans, you may desire the variable annuities’ other features such as guaranteed lifetime income payments or death benefits for use within these plans.

What variable annuities are offered in this Prospectus? This prospectus describes the variable annuities listed below. The annuities differ primarily in the fees deducted, and whether the annuity provides credits in certain circumstances. The annuities described in this prospectus are:

■	Advanced Series Cornerstone (“AS Cornerstone”)
■	Advanced Series XTra Credit Six (“XT6”)
■	Advanced Series LifeVest II (“ASL II”)

How do I purchase one of the variable annuities? These Annuities are no longer available for new purchases. Our eligibility criteria for purchasing the Annuities are as follows:

Product	Maximum Age for Initial Purchase	Minimum Initial Purchase Payment
AS Cornerstone	85	$10,000
XT6	75	$10,000
ASL II	85	$15,000

The “Maximum Age for Initial Purchase” applies to the oldest owner as of the day we would issue the Annuity. If the Annuity is to be owned by an entity, the maximum age applies to the annuitant as of the day we would issue the annuity. For annuities purchased as a Beneficiary Annuity, the maximum issue age is 70 and applies to the Key Life. The availability and level of protection of certain optional benefits may also vary based on the age of the owner or annuitant on the issue date of the annuity, the date the benefit is elected, or the date of the owner’s death. Please see the section entitled “Living Benefits” and “Death Benefit” for additional information on these benefits.

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You may make additional payments of at least $100 into your annuity at any time, subject to maximums allowed by us and as provided by law.

After you purchase your Annuity you will have usually ten days to examine it and cancel it if you change your mind for any reason (referred to as the “free look period”). The period of time and the amount returned to you is dictated by State law. You must cancel your Annuity in writing.

See “What Are the Requirements for Purchasing One of the Annuities” for more detail.

Where should I invest my money? With the help of your Financial Professional, you choose where to invest your money within the Annuity. Certain optional benefits may limit your ability to invest in the investment options otherwise available to you under the Annuity. You may choose from a variety of investment options ranging from conservative to aggressive. These investment options participate in mutual fund investments that are kept in a separate account from our other general assets. Although you may recognize some of the names of the money managers, these investment options are designed for variable annuities and are not the same mutual funds available to the general public. You can decide on a mix of investment options that suit your goals. Or, you can choose one of our investment options that participates in several mutual funds according to a specified goal such as balanced asset allocation, or capital growth asset allocation. If you select certain optional benefits, we may limit the investment options that you may elect. Each of the underlying mutual funds is described by its own prospectus, which you should read before investing. There is no assurance that any investment option will meet its investment objective.

We also offer programs to help discipline your investing, such as dollar cost averaging or automatic rebalancing.

See “Investment Options,” and “Managing Your Account Value.”

How can I receive income from my Annuity? You can receive income by taking withdrawals or electing annuity payments. If you take withdrawals, you should plan them carefully, because withdrawals may be subject to tax, and may be subject to a contingent deferred sales charge (discussed below). See the “Tax Considerations” section of this Prospectus. You may withdraw up to 10% of your investment each year without being subject to a contingent deferred sales charge.

You may elect to receive income through annuity payments over your lifetime, also called “annuitization”. This option may appeal to those who worry about outliving their Account Value through withdrawals. If you elect to receive annuity payments, you convert your Account Value into a stream of future payments. This means in most cases you no longer have an Account Value and therefore cannot make withdrawals. We offer different types of annuity options to meet your needs, and you can choose the benefits and costs that make sense for you. For example, some of our annuity options allow for withdrawals, and some provide a death benefit, while others guarantee payments for life without a death benefit or the ability to make withdrawals.

See “Access to Account Value.”

Options For Guaranteed Lifetime Withdrawals. We offer optional benefits for an additional fee that guarantee your ability to take withdrawals for life as a percentage of an initial guaranteed benefit base, even after your Account Value falls to zero (unless it does so due to a withdrawal of Excess Income). The Account Value has no guarantees, may fluctuate, and can lose value. These benefits may appeal to you if you wish to maintain flexibility and control over your Account Value (instead of converting it to an annuity stream) and want the assurance of predictable income for life. If you withdraw more than the allowable amount during any year, your future level of guaranteed withdrawals decreases.

As part of these benefits you are required to invest only in certain permitted investment options. Some of the benefits utilize a predetermined mathematical formula to help manage your guarantee through all market cycles. Please see the applicable optional benefit section for more information. In the Living Benefits section, we describe these guaranteed minimum withdrawal benefits, which allow you to withdraw a specified amount each year for life (or joint lives, for the spousal version of the benefit). Please be aware that if you withdraw more than that amount in a given year (i.e., Excess Income), that may permanently reduce the guaranteed amount you can withdraw in future years. Please note that if your Account Value is reduced to zero as a result of a withdrawal of Excess Income, both the optional benefit and the Annuity will terminate. Thus, you should think carefully before taking a withdrawal Excess Income. If you purchased your contract in New York and wish to withdraw Excess Income but are uncertain how it will impact your future guaranteed amounts, you may contact us prior to requesting the withdrawal to obtain a personalized, transaction-specific calculation showing the effect of taking the withdrawal.

These benefits contain detailed provisions, so please see the following sections of the Prospectus for complete details:

■	Highest Daily Lifetime 6 Plus
■	Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator
■	Spousal Highest Daily Lifetime 6 Plus
■	Highest Daily Lifetime 7 Plus
■	Spousal Highest Daily Lifetime 7 Plus

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■	Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator
■	Highest Daily Lifetime 7 Plus with Beneficiary Income Option
■	Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option
■	Highest Daily Lifetime Seven
■	Spousal Highest Daily Lifetime Seven
■	Highest Daily Lifetime Seven with Lifetime Income Accelerator
■	Highest Daily Lifetime Seven with Beneficiary Income Option
■	Spousal Highest Daily Lifetime Seven with Beneficiary Income Option

The Guaranteed Lifetime Withdrawal benefit options are no longer offered for new elections.

Options for Guaranteed Accumulation. We offer optional benefits for an additional fee that guarantee your Account Value to a certain level after a period of years. As part of these benefits you are required to invest only in certain permitted investment options. Please see the applicable optional benefits section for more information.

These benefits contain detailed provisions, so please see the following sections of the prospectus for complete details:

■	Guaranteed Return Option Plus II
■	Highest Daily Guaranteed Return Option II
■	Guaranteed Return Option Plus (GRO Plus)*
■	Guaranteed Return Option (GRO)*
■	Guaranteed Return Option Plus 2008*
■	Highest Daily Guaranteed Return Option*

*	No longer available for new elections.

What happens to my annuity upon death? You may name a beneficiary to receive the proceeds of your annuity upon your death. Your annuity must be distributed within the time periods required by the tax laws. Each of our annuities offers a basic death benefit. The basic death benefit provides your beneficiaries with the greater of your purchase payments less all proportional withdrawals or your value in the annuity at the time of death.

We also have optional death benefits for an additional charge:

■	Highest Anniversary Value Death Benefit: Offers the greater of the basic death benefit and a highest anniversary value of the annuity.
■

Combination 5% Roll-up and Highest Anniversary Value Death Benefit: Offers the greatest of the basic death benefit, the highest anniversary value death benefit described above, and a value assuming 5% growth of your investment adjusted for withdrawals.

Each death benefit has certain age restrictions and could only have been elected at time of contract purchase. Please see the “Death Benefit” section of the Prospectus for more information.

How do I receive credits?

With XT6, we apply a “Credit” to your annuity each time you make a purchase payment during the first six (6) years. Because of the credits, the expenses of this Annuity may be higher than other Annuities that do not offer credits. The amount of the Credit depends on the year during which the Purchase Payment is made:

For annuities issued on or after February 13, 2006:

ANNUITY YEAR	CREDIT
1	6.50%*
2	5.00%
3	4.00%
4	3.00%
5	2.00%
6	1.00%
7+	0.00%

*	For annuities issued before February 13, 2006, the Credit during Annuity Year 1 is 6.00%.

Please note that during the first 10 years, the total asset-based charges on the XT6 annuity are higher than many of our other annuities. In addition, the Contingent Deferred Sales Charge (CDSC) on the XT6 annuity is higher and is deducted for a longer period of time as compared to our other annuities. Unless prohibited by applicable State law, we may take back Credits applied within 12 months of death or a Medically-Related Surrender. We may also take back Credits if you return your Annuity under the “free-look” provision.

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Please see the section entitled “Managing Your Account Value” for more information.

What are the Annuity’s Fees and Charges?

Contingent Deferred Sales Charge: If you withdraw all or part of your annuity before the end of a period of years, we may deduct a contingent deferred sales charge, or “CDSC”. The CDSC is calculated as a percentage of your purchase payment being withdrawn, and the applicable CDSC percentage (as indicated in the table below) depends on the Annuity year in which the purchase payment is withdrawn. The CDSC is different depending on which annuity you purchase:

	Yr. 1	Yr. 2	Yr. 3	Yr. 4	Yr. 5	Yr. 6	Yr. 7	Yr. 8	Yr. 9	Yr. 10	Yr. 11+
AS Cornerstone	7.00%	6.00%	5.00%	4.00%	3.00%	2.00%	1.00%	0.00%	—	—	—
XT6*	9.00%	9.00%	8.00%	7.00%	6.00%	5.00%	4.00%	3.00%	2.00%	1.00%	0.00%
ASL II – There is no CDSC for this Annuity

*	For annuities issued before November 20, 2006, the schedule is as follows: Year 1: 9.0%; Year 2: 9.0%; Year 3: 8.5%; Year 4: 8.0%; Year 5: 7.0%; Year 6: 6.0%; Year 7: 5.0%; Year 8: 4.0%; Year 9: 3.0%; Year 10: 2.0%; Year 11+: 0.0%.

Each year you may withdraw up to 10% of your purchase payments without the imposition of a CDSC. This free withdrawal feature does not apply when fully surrendering your annuity. We may also waive the CDSC under certain circumstances, such as for medically-related circumstances or taking required minimum distributions under a qualified contracts.

Transfer Fee: You may make 20 transfers between investment options each year free of charge. After the 20th transfer, we will charge $10.00 for each transfer. We do not consider transfers made as part of any Dollar Cost Averaging, Automatic Rebalancing or asset allocation program when we count the 20 free transfers. All transfers made on the same day will be treated as one (1) transfer. Any transfers made as a result of the mathematical formula used with an optional benefit will not count towards the total transfers allowed.

Annual Maintenance Fee: Until you start annuity payments, we deduct an Annual Maintenance Fee. The Annual Maintenance Fee is $35.00 or 2% of your Account Value. Except for XT6, the Annual Maintenance Fee is only deducted if your Account Value is less than $100,000.

Tax Charge: We may deduct a charge to reimburse us for taxes we may pay on premiums received in certain jurisdictions. The tax charge currently ranges up to 3 1/2% of your Purchase Payments and is designed to approximate the taxes that we are required to pay.

Insurance Charge: We deduct an Insurance Charge. It is an annual charge assessed on a daily basis. It is the combination of the Mortality & Expense Risk Charge and the Administration Charge. The charge is assessed against the daily assets allocated to the Sub-accounts and depends on which annuity you hold:

FEE/CHARGE	AS Cornerstone	ASL II	XT6
Mortality & Expense Risk Charge	1.00%	1.50%	0.50%
Administration Charge	0.15%	0.15%	0.15%
Total Insurance Charge	1.15%	1.65%	0.65%

Distribution Charge: For XT6, we deduct a Distribution Charge. It is an annual charge assessed on a daily basis. The charge is assessed for a certain number of years against the average assets allocated to the Sub-accounts and is equal to 1.00% in Annuity Years 1-10.

Charges for Optional Benefits: If you elect to purchase certain optional benefits, we will deduct an additional charge. For some optional benefits, the charge is deducted from your Account Value allocated to the Sub-accounts. This charge is included in the daily calculation of the Unit Price for each Sub-account. For certain other optional benefits, such as Highest Daily Lifetime Seven, the charge is assessed against the Protected Withdrawal Value and taken out of the Sub-accounts periodically. Please refer to the section entitled “Summary of Contract Fees and Charges” for the list of charges for each optional benefit.

Settlement Service Charge: If your beneficiary takes the death benefit under a Beneficiary Continuation Option, we deduct a Settlement Service Charge, although the Insurance Charge no longer applies. The charge is assessed daily against the average assets allocated to the Sub-accounts and is equal to an annual charge of 1.00% for non-qualified Annuities and 1.40% for qualified Annuities.

Fees and expenses incurred by the Portfolios: Each Portfolio incurs total annual operating expenses comprised of an investment management fee, other expenses and any distribution and service (12b-1) fees that may apply. More detailed information about fees

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and expenses can be found in the prospectuses for the Portfolios. Please see the “Fees and Charges” section of the Prospectus for more information.

Costs to Sell and Administer Our Variable Annuity: Your Financial Professional may receive a commission for selling one of our variable annuities to you. We may pay fees to your Financial Professional’s broker dealer firm to cover costs of marketing or administration. These commissions and fees may incent your financial advisor to sell our variable annuity instead of one offered by another company. We also receive fees from the mutual fund companies that offer the investment options for administrative costs and marketing. These fees may influence our decision to offer one family of funds over another. If you have any questions you may speak with your Financial Professional or us. See “General Information”.

Other Information

Please see the section entitled “General Information” for more information about our annuities, including legal information about our company, separate account, and underlying funds.

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INVESTMENT OPTIONS

WHAT ARE THE INVESTMENT OBJECTIVES AND POLICIES OF THE PORTFOLIOS?

Each variable investment option is a Sub-account of Prudential Annuities Life Assurance Corporation Variable Account B (see “What are Separate Accounts” for more detailed information). Each Sub-account invests exclusively in one Portfolio. You should carefully read the prospectus for any Portfolio in which you are interested. The Investment Objectives/Policies chart below classifies each of the Portfolios based on our assessment of their investment style (as of the date of this Prospectus). The chart also provides a description of each Portfolio’s investment objective (in italics) and a short, summary description of their key policies to assist you in determining which Portfolios may be of interest to you. There is no guarantee that any underlying Portfolio will meet its investment objective. Not all portfolios offered as Sub-accounts may be available depending on optional benefit selection, the applicable jurisdiction and selling firm. The Portfolios that you select are your choice – we do not provide investment advice, and we do not recommend or endorse any particular Portfolio. You bear the investment risk for amounts allocated to the Portfolios. Please see the General Information section of this Prospectus, under the heading concerning “service fees” for a discussion of fees that we may receive from underlying mutual funds and /or their affiliates.

The name of the advisor/sub-advisor for each Portfolio appears next to the description. Those Portfolios whose name includes the prefix “AST” are Portfolios of Advanced Series Trust. The investment managers for AST are AST Investment Services, Inc., a Prudential Financial Company, and Prudential Investments LLC, both of which are affiliated companies of Prudential Annuities. However, a sub-advisor, as noted below, is engaged to conduct day-to-day management.

The Portfolios are not publicly traded mutual funds. They are only available as investment options in variable annuity contracts and variable life insurance policies issued by insurance companies, or in some cases, to participants in certain qualified retirement plans. However, some of the Portfolios available as Sub-accounts under the Annuities are managed by the same portfolio advisor or sub-advisor as a retail mutual fund of the same or similar name that the Portfolio may have been modeled after at its inception. Certain retail mutual funds may also have been modeled after a Portfolio. While the investment objective and policies of the retail mutual funds and the Portfolios may be substantially similar, the actual investments will differ to varying degrees. Differences in the performance of the funds can be expected, and in some cases could be substantial. You should not compare the performance of a publicly traded mutual fund with the performance of any similarly named Portfolio offered as a Sub-account. Details about the investment objectives, policies, risks, costs and management of the Portfolios are found in the prospectuses for the underlying mutual funds. The current prospectus and statement of additional information for the underlying Portfolios can be obtained by calling 1-888-PRU-2888.

Effective May 1, 2004, the SP International Growth Portfolio (formerly the SP William Blair International Growth Portfolio) was no longer offered as a Sub-account under the Annuities, except as follows: if at any time prior to May 1, 2004 you had any portion of your Account Value allocated to the SP International Growth Sub-account, you may continue to allocate Account Value and make transfers into and/ or out of the SP International Growth Sub-account, including any electronic funds transfer, dollar cost averaging, asset allocation and rebalancing programs. If you never had a portion of your Account Value allocated to the SP International Growth Sub-account prior to May 1, 2004 or if you purchased your Annuity on or after May 1, 2004, you cannot allocate Account Value to the SP International Growth Sub-account.

Effective April 29, 2013, the AST Franklin Templeton Founding Funds Allocation Portfolio was no longer offered as a Sub-account under the Annuities, except as follows: if at any time prior to April 29, 2013 you had any portion of your Account Value allocated to the AST Franklin Templeton Founding Funds Allocation Sub-account, you may continue to allocate Account Value and make transfers into and/or out of the AST Franklin Templeton Founding Funds Allocation Sub-account, including any electronic funds transfer, dollar cost averaging, asset allocation and rebalancing programs. If you never had a portion of your Account Value allocated to the AST Franklin Templeton Founding Funds Allocation Sub-account prior to April 29, 2013, you cannot allocate Account Value to the AST Franklin Templeton Founding Funds Allocation Sub-account.

Stipulated Investment Options if you Elect Certain Optional Benefits

As a condition to your participating in certain optional benefits, we limit the investment options to which you may allocate your Account Value. Broadly speaking, we offer two groups of “Permitted Sub-accounts”. Under the first group (Group I), your allowable investment options are more limited, but you are not subject to mandatory quarterly re-balancing. Under the second group (Group II), you may allocate your Account Value between a broader range of investment options, but must participate in quarterly re-balancing. The set of tables immediately below describes the first category of permitted investment options.

While those who do not participate in any optional benefit generally may invest in any of the investment options described in the Prospectus, only those who participate in the optional benefits listed in Group II below may participate in the second category (along with its attendant re-balancing requirement). This second category is called our “Custom Portfolios Program” (we may have referred to the “Custom Portfolios Program” as the “Optional Allocation and Rebalancing Program” in other materials). If you participate in the Optional Allocation and Rebalancing Program, you may not participate in an Automatic Rebalancing Program. We may modify or terminate the Custom Portfolios Program at any time. Any such modification or termination will (i) be implemented only after we have notified you in advance, (ii) not affect the guarantees you had accrued under the optional benefit or your ability to

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continue to participate in those optional benefits, and (iii) not require you to transfer Account Value out of any Portfolio in which you participated immediately prior to the modification or termination.

Group I: Allowable Benefit Allocations

Optional Benefit Name*	Allowable Benefit Allocations:

Lifetime Five Income Benefit

Spousal Lifetime Five Income Benefit

Highest Daily Lifetime Five Income Benefit

Highest Daily Lifetime Seven Income Benefit

Spousal Highest Daily Lifetime Seven Income Benefit

Highest Daily Value Death Benefit

Highest Daily Lifetime Seven with Beneficiary Income Option

Spousal Highest Daily Lifetime Seven with Beneficiary Income Option

Highest Daily Lifetime Seven with Lifetime Income Accelerator

Highest Daily Lifetime 7 Plus Income Benefit

Highest Daily Lifetime 7 Plus with Beneficiary

Income Option

Highest Daily Lifetime 7 Plus with Lifetime

Income Accelerator

Spousal Highest Daily Lifetime 7 Plus

Income Benefit

Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option

Highest Daily Lifetime 6 Plus

Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator

Spousal Highest Daily Lifetime 6 Plus

Highest Daily GRO II

GRO Plus II

AST Academic Strategies Asset Allocation Portfolio

AST Advanced Strategies Portfolio

AST Balanced Asset Allocation Portfolio

AST BlackRock Global Strategies Portfolio

AST BlackRock iShares ETF

AST Capital Growth Asset Allocation Portfolio

AST Defensive Asset Allocation

AST FI Pyramis® Asset Allocation Portfolio

AST FI Pyramis® Quantitative Portfolio

**AST Franklin Templeton Founding Funds Allocation Portfolio

AST Franklin Templeton Founding Funds Plus Portfolio

AST Goldman Sachs Multi-Asset

AST J.P. Morgan Global Thematic

AST J.P. Morgan Strategic Opportunities Portfolio

AST New Discovery Asset Allocation Portfolio

AST Preservation Asset Allocation Portfolio

AST Prudential Growth Allocation

AST RCM World Trends

AST Schroders Global Tactical Portfolio

AST Schroders Multi-Asset World Strategies Portfolio

AST T. Rowe Price Asset Allocation Portfolio

AST Wellington Management Hedged Equity Portfolio

Optional Benefit Name*	All investment options permitted, EXCEPT these:
Combo 5% Rollup & HAV Death Benefit Guaranteed Minimum Income Benefit Guaranteed Minimum Withdrawal Benefit GRO/GRO PLUS Highest Anniversary Value Death Benefit GRO PLUS 2008 Highest Daily GRO

Access VP High Yield

AST AQR Emerging Markets Equity

AST QMA Emerging Markets Equity

AST Western Asset Emerging Markets Debt

Invesco V.I. Technology

***ProFund VP Biotechnology

***ProFund VP Internet

***ProFund VP Semiconductor

***ProFund VP Short Mid-Cap

***ProFund VP Short Small-Cap

***ProFund VP Technology

***ProFund VP UltraBull

***ProFund VP UltraNASDAQ-100

***ProFund VP UltraSmall-Cap

Access VP High Yield

AST AQR Emerging Markets Equity

AST QMA Emerging Markets Equity

AST Quantitative Modeling

AST Western Asset Emerging Markets Debt

Invesco V.I. Technology

***ProFund VP Asia 30

***ProFund VP Biotechnology

***ProFund VP Internet

***ProFund VP NASDAQ-100

***ProFund VP Precious Metals

***ProFund VP Semiconductor

***ProFund VP Short Mid-Cap

***ProFund VP Short NASDAQ-100

***ProFund VP Short Small-Cap

***ProFund VP Technology

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All investment options permitted, EXCEPT these:
***ProFund VP UltraBull ***ProFund VP Ultra Mid-Cap ***ProFund VP UltraNASDAQ-100 ***ProFund VP UltraSmall-Cap Wells Fargo Advantage VT Small-Cap Growth

*	Detailed Information regarding these optional benefits can be found in the “Living Benefits” and “Death Benefit” sections of this Prospectus.
**	No longer offered.
***	Available to XT6 and ASLII Annuities only.

The following set of tables describes the second category (i.e., Group II below), under which:

(a)	you must allocate at least 20% of your Account Value to certain fixed income portfolios (currently, the AST PIMCO Total Return Bond Portfolio, the AST Western Asset Core Plus Bond Portfolio, the AST Lord Abbett Core Fixed Income Portfolio, the AST Neuberger Core Bond Portfolio, and/or the AST Prudential Core Bond Portfolio).
(b)	you may allocate up to 80% in equity and other portfolios listed in the table below.
(c)	on each benefit quarter (or the next Valuation Day, if the quarter-end is not a Valuation Day), we will automatically re-balance your Account Value, so that the percentages devoted to each Portfolio remain the same as those in effect on the immediately preceding quarter-end, subject to the predetermined mathematical formula inherent in any applicable optional benefit. Note that on the first quarter-end following your participation in the Custom Portfolios Programs (we may have referred to the “Custom Portfolios Program” as the “Optional Allocation and Rebalancing Program” in other materials), we will re-balance your Account Value so that the percentages devoted to each Portfolio remain the same as those in effect when you began the Custom Portfolios Program.
(d)	between quarter-ends, you may re-allocate your Account Value among the investment options permitted within this category. If you reallocate, the next quarterly rebalancing will restore the percentages to those of your most recent reallocation.
(e)	if you are already participating in the Custom Portfolios Program (we may have referred to the “Custom Portfolios Program” as the “Optional Allocation and Rebalancing Program” in other materials) and add a new benefit that also participates in this program, your rebalancing date will continue to be based upon the quarterly anniversary of your initial benefit election.

Group II: Custom Portfolios Program (we may have referred to the “Custom Portfolios Program” as the “Optional Allocation and Rebalancing Program” in other materials)

Optional Benefit Name*	Permitted Portfolios

Highest Daily Lifetime Seven

Spousal Highest Daily Lifetime Seven

Highest Daily Lifetime Seven with Beneficiary Income Option

Spousal Highest Daily Lifetime Seven with Beneficiary Income Option

Highest Daily Lifetime Seven with Lifetime Income Accelerator

Highest Daily Lifetime 7 Plus

Spousal Highest Daily Lifetime 7 Plus

Highest Daily Lifetime 7 Plus with Beneficiary Income Option

Spousal Highest Daily Lifetime 7 Plus with Beneficiary

Income Option

Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator

Highest Daily Lifetime 6 Plus

Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator

Spousal Highest Daily Lifetime 6 Plus

GRO Plus II

Highest Daily GRO II

AST Academic Strategies Asset Allocation

AST Advanced Strategies

AST Balanced Asset Allocation

AST BlackRock Global Strategies

AST BlackRock iShares ETF

AST Capital Growth Asset Allocation

AST ClearBridge Dividend Growth

AST Cohen & Steers Realty

AST Defensive Asset Allocation

AST FI Pyramis® Asset Allocation

AST Federated Aggressive Growth

AST FI Pyramis® Quantitative Portfolio

**AST Franklin Templeton Founding Funds Allocation

AST Franklin Templeton Founding Funds Plus

AST Global Real Estate

AST Goldman Sachs Concentrated Growth

AST Goldman Sachs Large-Cap Value

AST Goldman Sachs Mid-Cap Growth

AST Goldman Sachs Multi-Asset

AST Goldman Sachs Small-Cap Value

AST Herndon Large-Cap Value

AST High Yield

AST International Growth

AST International Value

AST J.P. Morgan Global Thematic

AST J.P. Morgan International Equity

AST J.P. Morgan Strategic Opportunities

AST Jennison Large-Cap Growth

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Permitted Portfolios

AST Jennison Large-Cap Value

AST Large-Cap Value

AST Loomis Sayles Large-Cap Growth

AST Lord Abbett Core Fixed Income

AST Marsico Capital Growth

AST MFS Global Equity

AST MFS Growth

AST MFS Large-Cap Value

AST Mid-Cap Value

AST Money Market

AST Neuberger Berman Core Bond

AST Neuberger Berman Mid-Cap Growth

AST Neuberger Berman/LSV Mid-Cap Value

AST New Discovery Asset Allocation

AST Parametric Emerging Markets Equity

AST PIMCO Limited Maturity Bond

AST PIMCO Total Return Bond

AST Preservation Asset Allocation

AST Prudential Core Bond

AST Prudential Growth Allocation

AST QMA US Equity Alpha

AST RCM World Trends

AST Schroders Global Tactical

AST Schroders Multi-Asset World Strategies

AST Small-Cap Growth

AST Small-Cap Value

AST T. Rowe Price Asset Allocation

AST T. Rowe Price Equity Income

AST T. Rowe Price Large-Cap Growth

AST T. Rowe Price Natural Resources

AST Templeton Global Bond

AST Wellington Management Hedged Equity

AST Western Asset Core Plus Bond

The following additional Portfolios are available to XT6 and ASLII Annuities only:

ProFund VP
Consumer Goods Consumer Services Financials Health Care Industrials Large-Cap Growth Large-Cap Value Mid-Cap Growth Mid-Cap Value
Real Estate Small-Cap Growth Small-Cap Value Telecommunications Utilities

*	Detailed Information regarding these optional benefits can be fund in the “Living Benefits” and “Death Benefit” sections of this Prospectus.
**	No longer offered.

Certain optional living benefits (e.g., Highest Daily Lifetime 7 Plus) employ a predetermined formula, under which money is transferred between your chosen variable sub-accounts and a bond portfolio (e.g., the AST Investment Grade Bond Sub-account).

Whether or not you elected an optional benefit subject to the predetermined mathematical formula, you should be aware that the operation of the formula may result in large-scale asset flows into and out of the Sub-accounts. These asset flows could adversely impact the portfolios, including their risk profile, expenses and performance. These asset flows impact not only the Permitted Sub-accounts used with the benefits but also the other Sub-accounts, because the portfolios may be used as investments in certain Permitted Sub-accounts that are structured as funds-of-funds. Because transfers between the Sub-accounts and the AST

29

Investment Grade Bond Sub-account can be frequent and the amount transferred can vary from day to day, any of the portfolios could experience the following effects, among others:

(a)	a portfolio’s investment performance could be adversely affected by requiring a subadvisor to purchase and sell securities at inopportune times or by otherwise limiting the subadvisor’s ability to fully implement the portfolio’s investment strategy;
(b)	the subadvisor may be required to hold a larger portion of assets in highly liquid securities than it otherwise would hold, which could adversely affect performance if the highly liquid securities underperform other securities (e.g., equities) that otherwise would have been held;
(c)	a portfolio may experience higher turnover than it would have experienced without the formula, which could result in higher operating expense ratios and higher transaction costs for the portfolio compared to other similar funds.

The asset flows caused by the formula may affect Owners in differing ways. In particular, because the formula is calculated on an individual basis for each contract, on any particular day, some Owners’ Account Value may be transferred to the AST Investment Grade Bond Sub-account and others Owners’ Account Value may not be transferred. To the extent that there is a large transfer of Account Value on a given trading day to the AST Investment Grade Bond Sub-account, and your Account Value is not so transferred, it is possible that the investment performance of the Sub-accounts in which your Account Value remains invested will be negatively affected.

The efficient operation of the asset flows caused by the formula depends on active and liquid markets. If market liquidity is strained, the asset flows may not operate as intended. For example, it is possible that illiquid markets or other market stress could cause delays in the transfer of cash from one portfolio to another portfolio, which in turn could adversely impact performance.

Please consult the prospectus for the applicable portfolio for additional information about these effects.

The following table contains limited information about the portfolios. Before selecting an Investment Option, you should carefully review the summary prospectuses and/or prospectuses for the portfolios, which contain details about the investment objectives, policies, risks, costs and management of the portfolios. You can obtain the summary prospectuses and prospectuses for the portfolios by calling 1-888-PRU-2888.

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ADVANCED SERIES TRUST (“AST”) PORTFOLIO NAME	STYLE/ TYPE	INVESTMENT OBJECTIVES/POLICIES	PORTFOLIO ADVISOR/ SUBADVISOR(S)
AST Academic Strategies Asset Allocation Portfolio	ASSET ALLOCATION	Seeks long-term capital appreciation.

■     AlphaSimplex Group, LLC

■     AQR Capital Management, LLC and CNH Partners, LLC

■     CoreCommodity Management, LLC

■     First Quadrant, L.P.

■     Jennison Associates LLC

■     J.P. Morgan Investment Management, Inc.

■     Pacific Investment Management Company LLC (PIMCO)

■     Prudential Investments LLC

■     Quantitative Management Associates LLC

■     Western Asset Management Company/Western Asset Management Company Limited

AST Advanced Strategies Portfolio	ASSET ALLOCATION

Seeks a high level of absolute return by using traditional and non-traditional investment strategies and by investing in domestic and foreign equity and fixed income securities, derivative instruments and other investment companies.

■     Brown Advisory LLC

■     Loomis, Sayles & Company, L.P.

■     LSV Asset Management

■     Pacific Investment Management Company LLC (PIMCO)

■     Quantitative Management Associates LLC

■     T. Rowe Price Associates, Inc.

■     William Blair & Company, LLC

AST AQR Emerging Markets Equity Portfolio	INTERNATIONAL EQUITY	Seeks long-term capital appreciation.	■ AQR Capital Management, LLC
AST AQR Large-Cap Portfolio	LARGE-CAP BLEND	Seeks long-term capital appreciation.	■ AQR Capital Management, LLC
AST Balanced Asset Allocation Portfolio	ASSET ALLOCATION	Seeks to obtain the highest potential total return consistent with its specified level of risk tolerance.	■ Prudential Investments LLC ■ Quantitative Management Associates LLC
AST BlackRock Global Strategies Portfolio	ASSET ALLOCATION	Seeks a high total return consistent with a moderate level of risk.	■ BlackRock Financial Management, Inc.
AST BlackRock iShares ETF Portfolio	ASSET ALLOCATION	Seeks to maximize total return with a moderate level of risk.	■ BlackRock Financial Management, Inc.
AST Bond Portfolio 2015	FIXED INCOME	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs.	■ Prudential Investment Management, Inc.
AST Bond Portfolio 2016	FIXED INCOME	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs.	■ Prudential Investment Management, Inc.
AST Bond Portfolio 2017	FIXED INCOME	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs.	■ Prudential Investment Management, Inc.

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ADVANCED SERIES TRUST (“AST”) PORTFOLIO NAME	STYLE/ TYPE	INVESTMENT OBJECTIVES/POLICIES	PORTFOLIO ADVISOR/ SUBADVISOR(S)
AST Bond Portfolio 2018	FIXED INCOME	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs.	■ Prudential Investment Management, Inc.
AST Bond Portfolio 2019	FIXED INCOME	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs.	■ Prudential Investment Management, Inc.
AST Bond Portfolio 2020	FIXED INCOME	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs.	■ Prudential Investment Management, Inc.
AST Bond Portfolio 2021	FIXED INCOME	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs.	■ Prudential Investment Management, Inc.
AST Bond Portfolio 2022	FIXED INCOME	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs.	■ Prudential Investment Management, Inc.
AST Bond Portfolio 2023	FIXED INCOME	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs.	■ Prudential Investment Management, Inc.
AST Bond Portfolio 2024	FIXED INCOME	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs.	■ Prudential Investment Management, Inc.
AST Bond Portfolio 2025	FIXED INCOME	Seeks the highest total return for a specific period of time, consistent with the preservation of capital and liquidity needs.	■ Prudential Investment Management, Inc.
AST Capital Growth Asset Allocation Portfolio	ASSET ALLOCATION	Seeks to obtain a total return consistent with its specified level of risk tolerance.	■ Prudential Investments LLC ■ Quantitative Management Associates LLC
AST ClearBridge Dividend Growth Portfolio	LARGE-CAP BLEND	Seeks income, capital preservation, and capital appreciation.	■ ClearBridge Investments, LLC
AST Cohen & Steers Realty Portfolio	SPECIALTY	Seeks to maximize total return through investment in real estate securities.	■ Cohen & Steers Capital Management, Inc.
AST Defensive Asset Allocation Portfolio	ASSET ALLOCATION	Seeks to obtain the highest potential total return consistent with its specified level of risk tolerance.	■ Prudential Investments LLC ■ Quantitative Management Associates LLC
AST Federated Aggressive Growth Portfolio	SMALL-CAP GROWTH	Seeks capital growth.	■ Federated Equity Management Company of Pennsylvania/ Federated Global Investment Management Corp.
AST FI Pyramis® Asset Allocation Portfolio	ASSET ALLOCATION	Seeks to maximize total return.	■ Pyramis Global Advisors, LLC a Fidelity Investments Company

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ADVANCED SERIES TRUST (“AST”) PORTFOLIO NAME	STYLE/ TYPE	INVESTMENT OBJECTIVES/POLICIES	PORTFOLIO ADVISOR/ SUBADVISOR(S)
AST FI Pyramis® Quantitative Portfolio (formerly AST First Trust Balanced Target Portfolio):	ASSET ALLOCATION	Seeks long-term capital growth balanced by current income.	■ Pyramis Global Advisors, LLC a Fidelity Investments Company
AST Franklin Templeton Founding Funds Allocation Portfolio	ASSET ALLOCATION	Seeks capital appreciation while its secondary investment objective is to seek income.	■ Franklin Advisers, Inc. ■ Franklin Mutual Advisers, LLC ■ Templeton Global Advisors Limited
AST Franklin Templeton Founding Funds Plus Portfolio	ASSET ALLOCATION	Seeks capital appreciation.	■ AST Investment Services, Inc. ■ Prudential Investments LLC
AST Global Real Estate Portfolio	SPECIALTY	Seeks capital appreciation and income.	■ Prudential Real Estate Investors
AST Goldman Sachs Large-Cap Value Portfolio	LARGE-CAP VALUE	Seeks long-term growth of capital.	■ Goldman Sachs Asset Management, L.P.
AST Goldman Sachs Mid-Cap Growth Portfolio	MID-CAP GROWTH	Seeks long-term growth of capital.	■ Goldman Sachs Asset Management, L.P.
AST Goldman Sachs Multi-Asset Portfolio	ASSET ALLOCATION	Seeks to obtain a high level of total return consistent with its level of risk tolerance.	■ Goldman Sachs Asset Management, L.P.
AST Goldman Sachs Small-Cap Value Portfolio	SMALL-CAP VALUE	Seeks long-term capital appreciation.	■ Goldman Sachs Asset Management, L.P.
AST Herndon Large-Cap Value Portfolio (formerly AST BlackRock Value Portfolio):	LARGE-CAP VALUE	Seeks maximum growth of capital by investing primarily in the value stocks of larger companies.	■ Herndon Capital Management, LLC
AST High Yield Portfolio	FIXED INCOME	Seeks maximum total return, consistent with preservation of capital and prudent investment management.	■ J.P. Morgan Investment Management, Inc. ■ Prudential Investment Management, Inc.
AST International Growth Portfolio	INTERNATIONAL EQUITY	Seeks long-term capital growth.	■ Jennison Associates LLC ■ Neuberger Berman Management LLC ■ William Blair & Company, LLC
AST International Value Portfolio	INTERNATIONAL EQUITY	Seeks capital growth.	■ LSV Asset Management ■ Thornburg Investment Management, Inc.
AST Investment Grade Bond Portfolio	FIXED INCOME	Seeks to maximize total return, consistent with the preservation of capital and liquidity needs.	■ Prudential Investment Management, Inc.
AST J.P. Morgan Global Thematic Portfolio (formerly AST Horizon Growth Asset Allocation Portfolio):	ASSET ALLOCATION	Seeks capital appreciation consistent with its specified level of risk tolerance.	■ J.P. Morgan Investment Management Inc./ Security Capital Research & Management Incorporated
AST J.P. Morgan International Equity Portfolio	INTERNATIONAL EQUITY	Seeks capital growth.	■ J.P. Morgan Investment Management, Inc.
AST J.P. Morgan Strategic Opportunities Portfolio	ASSET ALLOCATION	Seeks to maximize return compared to the benchmark through security selection and tactical asset allocation.	■ J.P. Morgan Investment Management, Inc.

33

ADVANCED SERIES TRUST (“AST”) PORTFOLIO NAME	STYLE/ TYPE	INVESTMENT OBJECTIVES/POLICIES	PORTFOLIO ADVISOR/ SUBADVISOR(S)
AST Jennison Large-Cap Growth Portfolio	LARGE-CAP GROWTH	Seeks long-term growth of capital.	■ Jennison Associates LLC
AST Jennison Large-Cap Value Portfolio	LARGE-CAP VALUE	Seeks capital appreciation.	■ Jennison Associates LLC
AST Large-Cap Value Portfolio	LARGE-CAP VALUE	Seeks current income and long-term growth of income, as well as capital appreciation.	■ Hotchkis and Wiley Capital Management, LLC
AST Loomis Sayles Large-Cap Growth Portfolio	LARGE-CAP GROWTH	Seeks capital growth. Income realization is not an investment objective and any income realized on the Portfolio’s investments, therefore, will be incidental to the Portfolio’s objective.	■ Loomis, Sayles & Company, L.P.
AST Lord Abbett Core Fixed Income Portfolio	FIXED INCOME	Seeks income and capital appreciation to produce a high total return.	■ Lord, Abbett & Co. LLC
AST MFS Global Equity Portfolio	INTERNATIONAL EQUITY	Seeks capital growth.	■ Massachusetts Financial Services Company
AST MFS Growth Portfolio	LARGE-CAP GROWTH	Seeks long-term capital growth and future, rather than current income.	■ Massachusetts Financial Services Company
AST MFS Large-Cap Value Portfolio	LARGE-CAP VALUE	Seeks capital appreciation.	■ Massachusetts Financial Services Company
AST Mid-Cap Value Portfolio	MID-CAP VALUE	Seeks to provide capital growth by investing primarily in mid-capitalization stocks that appear to be undervalued.	■ EARNEST Partners, LLC ■ WEDGE Capital Management L.L.P.
AST Money Market Portfolio	FIXED INCOME	Seeks high current income and maintain high levels of liquidity.	■ Prudential Investment Management, Inc.
AST Neuberger Berman Core Bond Portfolio	FIXED INCOME	Seeks to maximize total return consistent with the preservation of capital.	■ Neuberger Berman Fixed Income LLC
AST Neuberger Berman Mid-Cap Growth Portfolio	MID-CAP GROWTH	Seeks capital growth.	■ Neuberger Berman Management LLC
AST Neuberger Berman/LSV Mid-Cap Value Portfolio	MID-CAP VALUE	Seeks capital growth.	■ LSV Asset Management ■ Neuberger Berman Management LLC
AST New Discovery Asset Allocation Portfolio	ASSET ALLOCATION	Seeks total return.

■     Bradford & Marzec LLC

■     Brown Advisory, LLC

■     C.S. McKee, LP

■     EARNEST Partners, LLC

■     Epoch Investment Partners, Inc.

■     Parametric Portfolio Associates LLC Security Investors, LLC

■     Thompson, Siegel & Walmsley LLC

AST Parametric Emerging Markets Equity Portfolio	INTERNATIONAL EQUITY	Seeks long-term capital appreciation.	■ Parametric Portfolio Associates LLC

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ADVANCED SERIES TRUST (“AST”) PORTFOLIO NAME	STYLE/ TYPE	INVESTMENT OBJECTIVES/POLICIES	PORTFOLIO ADVISOR/ SUBADVISOR(S)
AST PIMCO Limited Maturity Bond Portfolio	FIXED INCOME	Seeks to maximize total return consistent with preservation of capital and prudent investment management.	■ Pacific Investment Management Company LLC (PIMCO)
AST PIMCO Total Return Bond Portfolio	FIXED INCOME	Seeks to maximize total return consistent with preservation of capital and prudent investment management.	■ Pacific Investment Management Company LLC (PIMCO)
AST Preservation Asset Allocation Portfolio	ASSET ALLOCATION	Seeks to obtain a total return consistent with its specified level of risk tolerance.	■ Prudential Investments LLC ■ Quantitative Management Associates LLC
AST Prudential Core Bond Portfolio	FIXED INCOME	Seeks to maximize total return consistent with the long-term preservation of capital.	■ Prudential Investment Management, Inc.
AST Prudential Growth Allocation Portfolio	ASSET ALLOCATION	Seeks total return.	■ Prudential Investment Management, Inc. ■ Quantitative Management Associates LLC
AST QMA Emerging Markets Equity Portfolio	INTERNATIONAL EQUITY	Seeks long-term capital appreciation.	■ Quantitative Management Associates LLC
AST QMA Large-Cap Portfolio	LARGE-CAP BLEND	Seeks long-term capital appreciation.	■ Quantitative Management Associates LLC
AST QMA US Equity Alpha Portfolio	LARGE-CAP BLEND	Seeks long term capital appreciation.	■ Quantitative Management Associates LLC
AST Quantitative Modeling Portfolio	ASSET ALLOCATION	Seeks a high potential return while attempting to mitigate downside risk during adverse market cycles.	■ Quantitative Management Associates LLC
AST RCM World Trends Portfolio (formerly AST Moderate Asset Allocation Portfolio):	ASSET ALLOCATION	Seeks highest potential total return consistent with its specified level of risk tolerance.	■ Allianz Global Investors U.S. LLC
AST Schroders Global Tactical Portfolio	ASSET ALLOCATION	Seeks to outperform its blended performance benchmark.	■ Schroder Investment Management North America Inc./ Schroder Investment Management North America Ltd.
AST Schroders Multi-Asset World Strategies Portfolio	ASSET ALLOCATION	Seeks long-term capital appreciation.	■ Schroder Investment Management North America Inc./ Schroder Investment Management North America Ltd.
AST Small-Cap Growth Portfolio	SMALL-CAP GROWTH	Seeks long-term capital growth.	■ Eagle Asset Management, Inc. ■ Emerald Mutual Fund Advisers Trust
AST Small-Cap Value Portfolio	SMALL-CAP VALUE	Seeks to provide long-term capital growth by investing primarily in small-capitalization stocks that appear to be undervalued.	■ ClearBridge Investments, LLC ■ J.P. Morgan Investment Management, Inc. ■ Lee Munder Capital Group, LLC
AST T. Rowe Price Asset Allocation Portfolio	ASSET ALLOCATION	Seeks a high level of total return by investing primarily in a diversified portfolio of equity and fixed income securities.	■ T. Rowe Price Associates, Inc.

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ADVANCED SERIES TRUST (“AST”) PORTFOLIO NAME	STYLE/ TYPE	INVESTMENT OBJECTIVES/POLICIES	PORTFOLIO ADVISOR/ SUBADVISOR(S)
AST T. Rowe Price Equity Income Portfolio	LARGE-CAP VALUE	Seeks substantial dividend income as well as long-term growth of capital through investments in the common stocks of established companies.	■ T. Rowe Price Associates, Inc.
AST T. Rowe Price Large-Cap Growth Portfolio	LARGE-CAP GROWTH

Seeks long-term growth of capital by investing predominantly in the equity securities of a limited number of large, carefully selected, high-quality U.S. companies that are judged likely to achieve superior earnings growth.

■ T. Rowe Price Associates, Inc.
AST T. Rowe Price Natural Resources Portfolio	SPECIALTY

Seeks long-term capital growth primarily through investing in the common stocks of companies that own or develop natural resources (such as energy products, precious metals and forest products) and other basic commodities.

■ T. Rowe Price Associates, Inc.
AST Templeton Global Bond Portfolio (formerly the AST T. Rowe Price Global Bond Portfolio)	FIXED INCOME	Seeks to provide current income with capital appreciation and growth of income.	■ Franklin Advisers, Inc.
AST Wellington Management Hedged Equity Portfolio	ASSET ALLOCATION

Seeks to outperform a mix of 50% Russell 3000® Index, 20% MSCI EAFE Index, and 30% Treasury Bill Index over a full market cycle by preserving capital in adverse markets utilizing an options strategy while maintaining equity exposure to benefit from up markets through investments in Wellington Management’s equity investment strategies.

■ Wellington Management Company, LLP
AST Western Asset Core Plus Bond Portfolio	FIXED INCOME	Seeks to maximize total return, consistent with prudent investment management and liquidity needs, by investing to obtain the average duration specified for the Portfolio.	■ Western Asset Management Company/ Western Asset Management Company Limited
AST Western Asset Emerging Markets Debt Portfolio	FIXED INCOME	Seeks to maximize total return.	■ Western Asset Management Company/ Western Asset Management Company Limited
VARIABLE INSURANCE TRUST (“VIT”) PORTFOLIO NAME	STYLE/ TYPE	INVESTMENT OBJECTIVES/POLICIES	PORTFOLIO ADVISOR/ SUBADVISOR(S)
AIM VARIABLE INSURANCE FUNDS (INVESCO VARIABLE INSURANCE FUNDS)
AIM Variable Insurance Funds (Invesco Variable Insurance Funds) – Invesco V.I. Diversified Dividend Fund – Series I shares	SPECIALTY	Seeks to provide reasonable current income and long-term growth of income and capital.	■ Invesco Advisers, Inc.

36

VARIABLE INSURANCE TRUST (“VIT”) PORTFOLIO NAME	STYLE/ TYPE	INVESTMENT OBJECTIVES/POLICIES	PORTFOLIO ADVISOR/ SUBADVISOR(S)
AIM Variable Insurance Funds (Invesco Variable Insurance Funds) – Invesco V.I. Global Health Care Fund – Series I shares	SPECIALTY	Seeks long-term growth of capital.	■ Invesco Advisers, Inc.
AIM Variable Insurance Funds (Invesco Variable Insurance Funds) – Invesco V.I. Mid Cap Growth Fund – Series I shares	MID-CAP GROWTH	Seeks capital growth.	■ Invesco Advisers, Inc.
AIM Variable Insurance Funds (Invesco Variable Insurance Funds) – Invesco V.I. Technology Fund – Series I shares	SPECIALTY	Seeks long-term growth of capital.	■ Invesco Advisers, Inc.
NVIT Developing Markets Fund	INTERNATIONAL EQUITY	Seeks long-term capital appreciation, under normal conditions by investing at least 80% of its net assets in equity securities of companies that are tied economically to emerging market countries	■ Nationwide Fund Advisors/The Boston Company Asset Management, LLC
PROFUND VP
ProFund VP Bull	SPECIALTY	Seeks investment results, before fees and expenses, that correspond to the performance of the S&P 500® (the “Index”).	■ ProFund Advisors LLC
ProFund VP Bear	SPECIALTY	Seeks daily investment results, before fees and expenses, that correspond to the inverse (-1x) of the daily performance of the S&P 500® (the “Index”).	■ ProFund Advisors LLC
ProFund VP UltraBull	SPECIALTY	Seeks daily investment results, before fees and expenses, that correspond to two times (2x) the daily performance of the S&P 500® (the “Index”).	■ ProFund Advisors LLC
ProFund VP NASDAQ-100	SPECIALTY	Seeks investment results, before fees and expenses, that correspond to the performance of the NASDAQ-100® Index (the “Index”).	■ ProFund Advisors LLC
ProFund VP Short NASDAQ-100	SPECIALTY	Seeks daily investment results, before fees and expenses, that correspond to the inverse (-1x) of the daily performance of the NASDAQ-100® Index (the “Index”).	■ ProFund Advisors LLC
ProFund VP UltraNASDAQ-100	SPECIALTY	Seeks daily investment results, before fees and expenses, that correspond to two times (2x) the daily performance of the NASDAQ-100® Index (the “Index”).	■ ProFund Advisors LLC

37

VARIABLE INSURANCE TRUST (“VIT”) PORTFOLIO NAME	STYLE/ TYPE	INVESTMENT OBJECTIVES/POLICIES	PORTFOLIO ADVISOR/ SUBADVISOR(S)
ProFund VP UltraSmall-Cap	SPECIALTY	Seeks daily investment results, before fees and expenses, that correspond to two times (2x) the daily performance of the Russell 2000® Index (the “Index”).	■ ProFund Advisors LLC
ProFund VP Short Small-Cap	SPECIALTY	Seeks daily investment results, before fees and expenses, that correspond to the inverse (-1x) of the daily performance of the Russell 2000® Index (the “Index”).	■ ProFund Advisors LLC
ProFund VP UltraMid-Cap	SPECIALTY	Seeks daily investment results, before fees and expenses, that correspond to two times (2x) the daily performance of the S&P MidCap 400® (the “Index”).	■ ProFund Advisors LLC
ProFund VP Short Mid-Cap	SPECIALTY	Seeks daily investment results, before fees and expenses, that correspond to the inverse (-1x) of the daily performance of the S&P MidCap 400® (the “Index”).	■ ProFund Advisors LLC
ProFund VP Small-Cap Value	SMALL-CAP VALUE	Seeks investment results, before fees and expenses, that correspond to the performance of the S&P SmallCap 600® Value Index (the “Index”).	■ ProFund Advisors LLC
ProFund VP Small-Cap Growth	SMALL-CAP GROWTH	Seeks investment results, before fees and expenses, that correspond to the performance of the S&P SmallCap 600® Growth Index® (the “Index”).	■ ProFund Advisors LLC
ProFund VP Large-Cap Value	LARGE-CAP VALUE	Seeks investment results, before fees and expenses, that correspond to the performance of the S&P 500® Value Index (the “Index”).	■ ProFund Advisors LLC
ProFund VP Large-Cap Growth	LARGE-CAP GROWTH	Seeks investment results, before fees and expenses, that correspond to the performance of the S&P 500® Growth Index (the “Index”).	■ ProFund Advisors LLC
ProFund VP Mid-Cap Value	MID-CAP VALUE	Seeks investment results, before fees and expenses, that correspond to the performance of the S&P MidCap 400® Value Index (the “Index”).	■ ProFund Advisors LLC
ProFund VP Mid-Cap Growth	MID-CAP GROWTH	Seeks investment results, before fees and expenses, that correspond to the performance of the S&P MidCap 400® Growth Index (the “Index”).	■ ProFund Advisors LLC
ProFund VP Asia 30	SPECIALTY	Seeks investment results, before fees and expenses, that correspond to the performance of the ProFunds Asia 30 Index (the “Index”).	■ ProFund Advisors LLC

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VARIABLE INSURANCE TRUST (“VIT”) PORTFOLIO NAME	STYLE/ TYPE	INVESTMENT OBJECTIVES/POLICIES	PORTFOLIO ADVISOR/ SUBADVISOR(S)
ProFund VP Europe 30	SPECIALTY	Seeks investment results, before fees and expenses, that correspond to the performance of the ProFunds Europe 30 Index (the “Index”).	■ ProFund Advisors LLC
ProFund VP Japan	SPECIALTY

Seeks investment results, before fees and expenses, that correspond to the performance of the Nikkei 225 Stock Average (the “Index”). The Fund seeks to provide a return consistent with an investment in the component equities in the Index hedged to U.S. Dollars. The Fund determines its success in meeting this investment objective by comparing its daily return on a given day with the daily performance of the dollar denominated Nikkei 225 futures contracts traded in the United States.

■ ProFund Advisors LLC
ProFund VP Banks	SPECIALTY	Seeks investment results, before fees and expenses, that correspond to the performance of the Dow Jones U.S. BanksSM Index (the “Index”).	■ ProFund Advisors LLC
ProFund VP Basic Materials	SPECIALTY	Seeks investment results, before fees and expenses, that correspond to the performance of the Dow Jones U.S. Basic MaterialsSM Index (the “Index”).	■ ProFund Advisors LLC
ProFund VP Biotechnology	SPECIALTY	Seeks investment results, before fees and expenses, that correspond to the performance of the Dow Jones U.S. BiotechnologySM Index (the “Index”).	■ ProFund Advisors LLC
ProFund VP Consumer Goods	SPECIALTY	Seeks investment results, before fees and expenses, that correspond to the performance of the Dow Jones U.S. Consumer GoodsSM Index (the “Index”).	■ ProFund Advisors LLC
ProFund VP Consumer Services	SPECIALTY	Seeks investment results, before fees and expenses, that correspond to the performance of the Dow Jones U.S. Consumer ServicesSM Index (the “Index”).	■ ProFund Advisors LLC
ProFund VP Financials	SPECIALTY	Seeks investment results, before fees and expenses, that correspond to the performance of the Dow Jones U.S. FinancialsSM Index (the “Index”).	■ ProFund Advisors LLC
ProFund VP Health Care	SPECIALTY	Seeks investment results, before fees and expenses, that correspond to the performance of the Dow Jones U.S. Health CareSM Index (the “Index”).	■ ProFund Advisors LLC

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VARIABLE INSURANCE TRUST (“VIT”) PORTFOLIO NAME	STYLE/ TYPE	INVESTMENT OBJECTIVES/POLICIES	PORTFOLIO ADVISOR/ SUBADVISOR(S)
ProFund VP Industrials	SPECIALTY	Seeks investment results, before fees and expenses, that correspond to the performance of the Dow Jones U.S. IndustrialsSM Index (the “Index”).	■ ProFund Advisors LLC
ProFund VP Internet	SPECIALTY	Seeks investment results, before fees and expenses, that correspond to the performance of the Dow Jones InternetSM CompositeSM Index.	■ ProFund Advisors LLC
ProFund VP Oil & Gas	SPECIALTY	Seeks investment results, before fees and expenses, that correspond to the performance of the Dow Jones U.S. Oil & GasSM Index (the “Index”).	■ ProFund Advisors LLC
ProFund VP Pharmaceuticals	SPECIALTY	Seeks investment results, before fees and expenses, that correspond to the performance of the Dow Jones U.S. PharmaceuticalsSM Index (the “Index”).	■ ProFund Advisors LLC
ProFund VP Precious Metals	SPECIALTY	Seeks investment results, before fees and expenses, that correspond to the performance of the Dow Jones Precious MetalsSM Index (the “Index”).	■ ProFund Advisors LLC
ProFund VP Real Estate	SPECIALTY	Seeks investment results, before fees and expenses, that correspond to the performance of the Dow Jones U.S. Real EstateSM Index (the “Index”).	■ ProFund Advisors LLC
ProFund VP Semiconductor	SPECIALTY	Seeks investment results, before fees and expenses, that correspond to the performance of the Dow Jones U.S. Semiconductors IndexSM (the “Index”).	■ ProFund Advisors LLC
ProFund VP Technology	SPECIALTY	Seeks investment results, before fees and expenses, that correspond to the performance of the Dow Jones U.S. TechnologySM Index (the “Index”).	■ ProFund Advisors LLC
ProFund VP Telecommunications	SPECIALTY	Seeks investment results, before fees and expenses, that correspond to the performance of the Dow Jones U.S. TelecommunicationsSM Index (the “Index”).	■ ProFund Advisors LLC
ProFund VP Utilities	SPECIALTY	Seeks investment results, before fees and expenses, that correspond to the performance of the Dow Jones U.S. UtilitiesSM Index (the “Index”).	■ ProFund Advisors LLC
ProFund VP U.S. Government Plus	SPECIALTY	Seeks daily investment results, before fees and expenses, that correspond to one and one-quarter times (1.25x) the daily movement of the most recently issued 30-year U.S. Treasury bond (“Long Bond”).	■ ProFund Advisors LLC

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VARIABLE INSURANCE TRUST (“VIT”) PORTFOLIO NAME	STYLE/ TYPE	INVESTMENT OBJECTIVES/POLICIES	PORTFOLIO ADVISOR/ SUBADVISOR(S)
ProFund VP Rising Rates Opportunity	SPECIALTY

Seeks daily investment results, before fees and expenses, that correspond to one and one-quarter times the inverse (-1.25x) of the daily price movement of the most recently issued 30-year U.S. Treasury Bond (“Long Bond”).

■ ProFund Advisors LLC
Access VP High Yield Fund	SPECIALTY	Seeks to provide investment results that correspond generally to the total return of the high yield market consistent with maintaining reasonable liquidity.	■ ProFund Advisors LLC
The Prudential Series Fund – SP International Growth Portfolio	INTENATIONAL EQUITY	Seeks long-term growth of capital.	■ Jennison Associates LLC; Marsico Capital Management, LLC; William Blair & Company, LLC
Wells Fargo Advantage VT International Equity Fund – Class 1	INTERNATIONAL EQUITY	Seeks long-term capital appreciation.	■ Wells Fargo Funds Management, LLC, advisor; Wells Capital Management Inc., subadvisor
Wells Fargo Advantage VT Intrinsic Value Fund – Class 2	LARGE-CAP VALUE	Seeks long-term capital appreciation.	■ Wells Fargo Funds Management, LLC, advisor; Metropolitan West Capital Management, LLC, subadvisor
Wells Fargo Advantage VT Omega Growth Fund – Class 1	LARGE-CAP GROWTH	Seeks long-term capital appreciation.	■ Wells Fargo Funds Management, LLC, advisor; Wells Capital Management Inc., subadvisor
Wells Fargo Advantage VT Small Cap Growth Fund – Class 1	SMALL-CAP GROWTH	Seeks long-term capital appreciation.	■ Wells Fargo Funds Management, LLC, advisor; Wells Capital Management Inc., subadvisor

Dow Jones has no relationship to the ProFunds VP, other than the licensing of the Dow Jones sector indices and its service marks for use in connection with the ProFunds VP. The ProFunds VP are not sponsored, endorsed, sold, or promoted by Standard & Poor’s or NASDAQ, and neither Standard & Poor’s nor NASDAQ makes any representations regarding the advisability of investing in the ProFunds VP.

Prudential Real Estate Investors is a business unit of Prudential Investment Management, Inc.

Pyramis is a registered service mark of FMR LLC. Used under license.

Security Capital Research & Management Incorporated is a wholly owned subsidiary of J.P. Morgan Investment Management Inc.

WHAT ARE THE FIXED ALLOCATIONS?

The Fixed Allocations consist of the MVA Fixed Allocations, the DCA Fixed Rate Options used with our 6 or 12 Month Dollar Cost Averaging Program (“6 or 12 Month DCA Program”), the Fixed Allocations used with our dollar-cost averaging program, and (with respect to Highest Daily Lifetime Five only), the Benefit Fixed Rate Account. We describe the Benefit Fixed Rate Account in the section of the prospectus concerning Highest Daily Lifetime Five. We describe the Fixed Allocations used with our dollar cost averaging program outside of the 6 or 12 Month DCA Program in the section entitled “Do You Offer Dollar Cost Averaging?” We no longer offer our 6 or 12 Month DCA Program.

MVA Fixed Allocations. We offer MVA Fixed Allocations of different durations during the accumulation period. Fixed Allocations are only available with ASL II and XT6. Fixed Allocations are not available with AS Cornerstone. These MVA “Fixed Allocations” earn a guaranteed fixed rate of interest for a specified period of time, called the “Guarantee Period.” In most states, we offer MVA Fixed Allocations with Guarantee Periods from 1 to 10 years. We may also offer special purpose MVA Fixed Allocations for use with certain optional investment programs. We guarantee the fixed rate for the entire Guarantee Period. However, for MVA Fixed Allocations, if you withdraw or transfer Account Value before the end of the Guarantee Period, we will adjust the value of your withdrawal or transfer based on a formula, called a “Market Value Adjustment.” The Market Value Adjustment can either be positive or negative, depending on the movement of applicable interest rates payable on Strips (as defined in the subsection “How Does the

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Market Value Adjustment Work?”) of the appropriate duration. Please refer to the section entitled “How does the Market Value Adjustment Work?” for a description of the formula along with examples of how it is calculated. You may allocate Account Value to more than one MVA Fixed Allocation at a time.

MVA Fixed Allocations are not available in Washington, Nevada, North Dakota, Maryland and Vermont. Availability of MVA Fixed Allocations is subject to change and may differ by state and by the annuity product you purchase. Please call Prudential Annuities at 1-888-PRU-2888 to determine availability of MVA Fixed Allocations in your state and for your annuity product. You may not allocate Account Value to MVA Fixed Allocations if you have elected the following Optional Benefits: Lifetime Five Income Benefit, Spousal Lifetime Five Income Benefit, Highest Daily Lifetime Five Income Benefit, Highest Daily Lifetime Seven Income Benefit, Spousal Highest Daily Lifetime Seven Income Benefit, Highest Daily Value Death Benefit, Highest Daily Lifetime Seven with Beneficiary Income Option, Spousal Highest Daily Lifetime Seven with Beneficiary Income Option, Highest Daily Lifetime Seven with Lifetime Income Accelerator, GRO, GRO Plus, GRO Plus 2008, Highest Daily GRO, Highest Daily GRO II, GRO Plus II, Highest Daily Lifetime 7 Plus Income Benefit, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 7 Plus with Beneficiary Income Option, Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option, Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator, Highest Daily Lifetime 6 Plus, Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator and Spousal Highest Daily Lifetime 6 Plus. The interest rate that we credit to the MVA Fixed Allocations may be reduced by an amount that corresponds to the asset-based charges assessed against the Sub-accounts.

No specific fees or expenses are deducted when determining the rate we credit to an MVA Fixed Allocation. However, for some of the same reasons that we deduct the Insurance Charge against Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to MVA Fixed Allocations, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would. Any CDSC or Tax Charge applies to amounts that are taken from the Sub-accounts or the MVA Fixed Allocations.

DCA Fixed Rate Options. In addition to Fixed Allocations that are subject to a Market Value Adjustment, we offer DCA Fixed Rate Options that are used with our 6 or 12 Month Dollar Cost Averaging Program (“6 or 12 Month DCA Program”), and are not subject to any MVA. Account Value allocated to the DCA Fixed Rate Options earns the declared rate of interest while it is transferred over a 6 month or 12 month period into the Sub-accounts that you have designated. Because the interest we credit is applied against a balance that declines as transfers are made periodically to the Sub-accounts, you do not earn interest on the full amount that you allocated initially to the DCA Fixed Rate Options. A dollar cost averaging program does not assure a profit, or protect against a loss. We no longer offer our 6 or 12 Month DCA Program.

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FEES AND CHARGES

The charges under each Annuity are designed to cover, in the aggregate, our direct and indirect costs of selling, administering and providing benefits under each Annuity. They are also designed, in the aggregate, to compensate us for the risks of loss we assume. If, as we expect, the charges that we collect from the Annuities exceed our total costs in connection with the Annuities, we will earn a profit. Otherwise we will incur a loss. For example, Prudential Annuities may make a profit on the Insurance Charge if, over time, the actual costs of providing the guaranteed insurance obligations under an Annuity are less than the amount we deduct for the Insurance Charge. To the extent we make a profit on the Insurance Charge, such profit may be used for any other corporate purpose, including payment of other expenses that Prudential Annuities incurs in promoting, distributing, issuing and administering an Annuity and, in the case of XT6 and AS Cornerstone to offset a portion of the costs associated with offering any Credits which are funded through Prudential Annuities’ general account.

The rates of certain of our charges have been set with reference to estimates of the amount of specific types of expenses or risks that we will incur. In most cases, this prospectus identifies such expenses or risks in the name of the charge; however, the fact that any charge bears the name of, or is designed primarily to defray a particular expense or risk does not mean that the amount we collect from that charge will never be more than the amount of such expense or risk, nor does it mean that we may not also be compensated for such expense or risk out of any other charges we are permitted to deduct by the terms of the Annuity. A portion of the proceeds that Prudential Annuities receives from charges that apply to the Sub-accounts may include amounts based on market appreciation of the Sub-account values including, for AS Cornerstone and XT6, appreciation on amounts that represent any Credits.

WHAT ARE THE CONTRACT FEES AND CHARGES?

Contingent Deferred Sales Charge: We do not deduct a sales charge from Purchase Payments you make to your Annuity. However, we may deduct a CDSC if you surrender your Annuity or when you make a partial withdrawal. The CDSC reimburses us for expenses related to sales and distribution of the Annuity, including commissions, marketing materials and other promotional expenses. The CDSC is calculated as a percentage of your Purchase Payment being surrendered or withdrawn during the applicable Annuity Year. For purposes of calculating the CDSC, we consider the year following the Issue Date of your Annuity as Year 1. The amount of the CDSC decreases over time, measured from the Issue Date of the Annuity. The CDSC percentages for AS Cornerstone and XT6 are shown under “Summary of Contract Fees and Charges”. No CDSC is deducted from ASL II Annuities. If you purchase XT6 and make a withdrawal that is subject to a CDSC, we may use part of that CDSC to recoup our costs of providing the Credit. However, we do not impose any CDSC on your withdrawal of a Credit amount.

With respect to a partial withdrawal, we calculate the CDSC by assuming that any available free withdrawal amount is taken out first (see How Much Can I Withdraw as a Free Withdrawal?). If the free withdrawal amount is not sufficient, we then assume that withdrawals are taken from Purchase Payments that have not been previously withdrawn, on a first-in, first-out basis, and subsequently from any other Account Value in the Annuity.

For purposes of calculating any applicable CDSC on a surrender, the Purchase Payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior partial withdrawals or if your Account Value has declined in value due to negative market performance. In that scenario, we would determine the CDSC amount as the applicable percentage of the Purchase Payments being withdrawn, rather than as a percentage of the remaining Account Value or withdrawal request. Thus, the CDSC would be greater than if it were calculated as a percentage of remaining Account Value or withdrawal amount.

We may waive any applicable CDSC under certain circumstances including certain medically-related circumstances or when taking a Minimum Distribution from an Annuity purchased as a “qualified” investment. Free Withdrawals, Medically-Related Surrenders and Minimum Distributions are each explained more fully in the section entitled “Access to Your Account Value”.

Transfer Fee: Currently, you may make 20 free transfers between investment options each Annuity Year. We currently charge $10.00 for each transfer after the 20th in each Annuity Year. The fee will never be more than $15.00 for each transfer. We do not consider transfers made as part of a Dollar Cost Averaging, Automatic Rebalancing or asset allocation program when we count the twenty free transfers. All transfers made on the same day will be treated as one (1) transfer. Renewals or transfers of Account Value from a Fixed Allocation at the end of its Guarantee Period are not subject to the Transfer Fee and are not counted toward the twenty free transfers. Similarly, transfers made under our 6 or 12 Month Dollar Cost Averaging Program (“6 or 12 Month DCA Program”) and transfers made pursuant to a formula used with an optional benefit are not subject to the Transfer Fee and are not counted toward the 20 free transfers. We may reduce the number of free transfers allowable each Annuity Year (subject to a minimum of eight) without charging a Transfer Fee unless you make use of electronic means to transmit your transfer requests. We may eliminate the Transfer Fee for transfer requests transmitted electronically or through other means that reduce our processing costs. If you are enrolled in any program that does not permit transfer requests to be transmitted electronically, the Transfer Fee will not be waived.

Annual Maintenance Fee: During the accumulation period we deduct an Annual Maintenance Fee. The Annual Maintenance Fee is $35.00 or 2% of your Account Value (including any amount in Fixed Allocations), whichever is less. This fee will be deducted annually on the anniversary of the Issue Date of your Annuity or, if you surrender your Annuity during the Annuity Year, the fee is

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deducted at the time of surrender. The fee is taken out only from the Sub-accounts. With respect to AS Cornerstone and ASL II, currently, the Annual Maintenance Fee is only deducted if your Account Value is less than $100,000 on the anniversary of the Issue Date or at the time of surrender. With respect to XT6, we deduct the Annual Maintenance Fee regardless of Account Value. We do not impose the Annual Maintenance Fee upon annuitization, the payment of a Death Benefit, or a Medically-Related Surrender. We may increase the Annual Maintenance Fee. However, any increase will only apply to Annuities issued after the date of the increase. For beneficiaries that elect the Beneficiary Continuation Option, the Annual Maintenance Fee is the lesser of $30 or 2% of Account Value. For a non-qualified Beneficiary Continuation Option, the fee is only applicable if the Account Value is less than $25,000 at the time the fee is assessed.

Tax Charge: Several states and some municipalities charge premium taxes or similar taxes on annuities that we are required to pay. The amount of tax will vary from jurisdiction to jurisdiction and is subject to change. We pay the tax either when Purchase Payments are received, upon surrender or when the Account Value is applied under an annuity option. The tax charge is designed to approximate the taxes that we are required to pay and is assessed as a percentage of Purchase Payments, surrender value, or Account Value as applicable. The tax charge currently ranges up to 3 1/2%. We reserve the right to deduct the charge either at the time the tax is imposed, upon a full surrender of the Annuity, or upon annuitization. We may assess a charge against the Sub-accounts and the Fixed Allocations equal to any taxes which may be imposed upon the separate accounts.

We will pay company income taxes on the taxable corporate earnings created by this separate account product. While we may consider company income taxes when pricing our products, we do not currently include such income taxes in the tax charges you pay under the Annuity. We will periodically review the issue of charging for these taxes and may impose a charge in the future.

In calculating our corporate income tax liability, we derive certain corporate income tax benefits associated with the investment of company assets, including separate account assets, which are treated as company assets under applicable income tax law. These benefits reduce our overall corporate income tax liability. Under current law, such benefits may include foreign tax credits and corporate dividends received deductions. We do not pass these tax benefits through to holders of the separate account annuity contracts because (i) the contract owners are not the owners of the assets generating these benefits under applicable income tax law and (ii) we do not currently include company income taxes in the tax charges you pay under the contract.

Insurance Charge: We deduct an Insurance Charge daily. The charge is assessed against the daily assets allocated to the Sub-accounts and is equal to the amount indicated under “Summary of Contract Fees and Charges”. The Insurance Charge is the combination of the Mortality & Expense Risk Charge and the Administration Charge. The Insurance Charge is intended to compensate Prudential Annuities for providing the insurance benefits under each Annuity, including each Annuity’s basic Death Benefit that may provide guaranteed benefits to your beneficiaries even if the market declines and the risk that persons we guarantee annuity payments to will live longer than our assumptions. The charge also compensates us for administrative costs associated with providing the Annuity benefits, including preparation of the contract and prospectus, confirmation statements, annual account statements and annual reports, legal and accounting fees as well as various related expenses. Finally, the charge compensates us for the risk that our assumptions about the mortality risks and expenses under each Annuity are incorrect and that we have agreed not to increase these charges over time despite our actual costs. We may increase the portion of the total Insurance Charge that is deducted for administrative costs; however, any increase will only apply to Annuities issued after the date of the increase.

The Insurance Charge is not deducted against assets allocated to a Fixed Allocation. However, for some of the same reasons that we deduct the Insurance Charge against Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Rate Options or the DCA Fixed Rate Option, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would.

Distribution Charge: For XT6, we deduct a Distribution Charge daily. The charge is assessed against the average assets allocated to the Sub-accounts and is equal to the amount indicated under “Summary of Contract Fees and Charges” on an annual basis. The Distribution Charge is intended to compensate us for a portion of our acquisition expenses under the Annuity, including promotion and distribution of the Annuity and the costs associated with offering Credits which are funded through Prudential Annuities general account. The Distribution Charge is deducted against your Annuity’s Account Value and any increases or decreases in your Account Value based on market fluctuations of the Sub-accounts will affect the charge.

Charges for Optional Benefits: If you elect to purchase certain optional benefits, we will deduct an additional charge. For some optional benefits, the charge is deducted from your Account Value allocated to the Sub-accounts. This charge is included in the daily calculation of the Unit Price for each Sub-account. For certain other optional benefits, such as Highest Daily Lifetime 6 Plus and DCA Fixed Rate Options, the charge is assessed against the greater of Account Value and Protected Withdrawal Value and taken out of the Sub-accounts periodically. Please refer to the section entitled “Summary of Contract Fees and Charges” for the list of charges for each Optional Benefit.

Settlement Service Charge: If your beneficiary takes the death benefit under a Beneficiary Continuation Option, we deduct a Settlement Service Charge, although the Insurance Charge no longer applies. The charge is assessed daily against the average assets allocated to the Sub-accounts and is equal to an annual charge of 1.00% for non-qualified Annuities and 1.40% for qualified Annuities.

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Fees and expenses incurred by the Portfolios: Each Portfolio incurs total annual operating expenses comprised of an investment management fee, other expenses and any distribution and service (12b-1) fees that may apply. These fees and expenses are reflected daily by each Portfolio before it provides Prudential Annuities with the net asset value as of the close of business each Valuation Day. More detailed information about fees and expenses can be found in the prospectuses for the Portfolios.

WHAT CHARGES APPLY TO THE FIXED ALLOCATIONS?

No specific fees or expenses are deducted when determining the rate we credit to a Fixed Allocation. However, for some of the same reasons that we deduct the Insurance Charge against Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Allocations, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would. Any CDSC or Tax Charge applies to amounts that are taken from the Sub-accounts or the Fixed Allocations. A Market Value Adjustment may also apply to transfers, certain withdrawals, surrender or annuitization from an MVA Fixed Allocation.

WHAT CHARGES APPLY IF I CHOOSE AN ANNUITY PAYMENT OPTION?

If you select a fixed payment option, the amount of each fixed payment will depend on the Account Value of your Annuity when you elected to annuitize. There is no specific charge deducted from these payments; however, the amount of each annuity payment reflects assumptions about our insurance expenses. If you select a variable payment option that we may offer, then the amount of your benefits will reflect changes in the value of your Annuity and will be subject to charges that apply under the variable immediate annuity option. Also, a tax charge may apply (see “Tax Charge” above). Currently, we only offer fixed payment options.

EXCEPTIONS/REDUCTIONS TO FEES AND CHARGES

We may reduce or eliminate certain fees and charges or alter the manner in which the particular fee or charge is deducted. For example, we may reduce the amount of any CDSC or the length of time it applies, reduce or eliminate the amount of the Annual Maintenance Fee or reduce the portion of the total Insurance Charge that is deducted as an Administration Charge. We will not discriminate unfairly between Annuity purchasers if and when we reduce any fees and charges.

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PURCHASING YOUR ANNUITY

Please note that these Annuities are no longer available for new sales. The information provided in this section is for informational purposes only.

WHAT ARE OUR REQUIREMENTS FOR PURCHASING ONE OF THE ANNUITIES?

We may apply certain limitations, restrictions, and/or underwriting standards as a condition of our issuance of an Annuity and/or acceptance of Purchase Payments. All such conditions are described below.

Initial Purchase Payment: We no longer allow new purchases of these Annuities. Previously, you must have made a minimum initial Purchase Payment as follows: $10,000 for Cornerstone and XT6 and $15,000 for ASL II. However, if you decided to make payments under a systematic investment or an electronic funds transfer program, we would have accepted a lower initial Purchase Payment provided that, within the first Annuity Year, your subsequent purchase payments plus your initial Purchase Payment totaled the minimum initial Purchase Payment amount required for the Annuity purchased.

We must approve any initial and additional Purchase Payments where the total amount of Purchase Payments equal $1,000,000 or more with respect to this Annuity and any other annuities you are purchasing from us (or that you already own) and/or our affiliates. To the extent allowed by state law, that required approval also will apply to a proposed change of owner of the Annuity, if as a result of the ownership change, total Purchase Payments would equal or exceed that $1 million threshold. Applicable laws designed to counter terrorists and prevent money laundering might, in certain circumstances, require us to block an Annuity Owner’s ability to make certain transactions, and thereby refuse to accept Purchase Payments or requests for transfers, partial withdrawals, total withdrawals, death benefits, or income payments until instructions are received from the appropriate regulator. We also may be required to provide additional information about you and your Annuity to government regulators.

Speculative Investing – Do not purchase this Annuity if you, anyone acting on your behalf, and/or anyone providing advice to you plan to use it, or any of its riders, for speculation, arbitrage, viatication or any other type of collective investment scheme now or at any time prior to termination of the Annuity. Your Annuity may not be traded on any stock exchange or secondary market. By purchasing this Annuity, you represent and warrant that you are not using this Annuity, or any of its riders, for speculation, arbitrage, viatication or any other type of collective investment scheme.

Currently, we will not issue an Annuity, permit changes in ownership or allow assignments to certain ownership types, including but not limited to: corporations, partnerships, endowments and grantor trusts with multiple grantors. Further, we will only issue an Annuity, allow changes of ownership and/or permit assignments to certain ownership types if the Annuity is held exclusively for the benefit of the designated annuitant. These rules are subject to state law. Additionally, we will not permit election or re-election of any optional death benefit or optional living benefit by certain ownership types. We may issue an Annuity in ownership structures where the annuitant is also the participant in a Qualified or Non-Qualified employer sponsored plan and the Annuity represents his or her segregated interest in such plan. We reserve the right to further limit, restrict and/or change to whom we will issue an Annuity in the future, to the extent permitted by state law. Further, please be aware that we do not provide administration for employer-sponsored plans and may also limit the number of plan participants that elect to use our Annuity as a funding vehicle.

Applicable laws designed to counter terrorists and prevent money laundering might, in certain circumstances, require us to block a contract owner’s ability to make certain transactions, and thereby refuse to accept Purchase Payments or requests for transfers, partial withdrawals, total withdrawals, death benefits, or income payments until instructions are received from the appropriate regulator. We also may be required to provide additional information about you and your Annuity to government regulators.

Except as noted below, Purchase Payments must be submitted by check drawn on a U.S. bank, in U.S. dollars, and made payable to Prudential Annuities. Purchase Payments may also be submitted via 1035 exchange or direct transfer of funds. Under certain circumstances, Purchase Payments may be transmitted to Prudential Annuities via wiring funds through your Financial Professional’s broker-dealer firm. Additional Purchase Payments may also be applied to your Annuity under an electronic funds transfer arrangement where you authorize us to deduct money directly from your bank account. We may reject any payment if it is received in an unacceptable form. We may also suspend or cancel electronic funds transfer privileges if we have limited, restricted, suspended or rejected our acceptance of additional Purchase Payments. Our acceptance of a check is subject to our ability to collect funds.

Age Restrictions: Unless we agree otherwise and subject to our rules, the Owner (or Annuitant if entity owned) must not be older than a maximum issue age as of the Issue Date of the Annuity as follows: age 85 for AS Cornerstone and age 75 for XT6 and age 85 for ASL II. For ASL II Annuities issued before July 21, 2008, there was no maximum issue age. If an Annuity is owned jointly, the oldest of the Owners must not be older than the maximum issue age on the Issue Date. You should consider your need to access your Account Value and whether the Annuity’s liquidity features will satisfy that need. Under the Beneficiary Annuity, the maximum issue age is 70 based on the Key Life. If you take a distribution prior to age 59 1/2, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain. The availability and level of protection of certain optional benefits may vary based on the age of the Owner on the Issue Date of the Annuity or the date of the Owner’s death.

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“Beneficiary” Annuity

If you are a beneficiary of an annuity that was owned by a decedent, subject to the following requirements, you may transfer the proceeds of the decedent’s annuity into one of the Annuities described in this prospectus and continue receiving the distributions that are required by the tax laws. This transfer option is only available for purchase of an IRA, Roth IRA, or a non-qualified annuity, for distributions based on lives age 70 or under. This transfer option is also not available if the proceeds are being transferred from an annuity issued by us or one of our affiliates and the annuity offers a “Beneficiary Continuation Option”.

Upon purchase, the Annuity will be issued in the name of the decedent for your benefit. You must take required distributions at least annually, which we will calculate based on the applicable life expectancy in the year of the decedent’s death, using Table 1 in IRS Publication 590. These distributions are not subject to any CDSC.

For IRAs and Roth IRAs, distributions must begin by December 31 of the year following the year of the decedent’s death. If you are the surviving spouse beneficiary, distributions may be deferred until the decedent would have attained age 70  1/2, however if you choose to defer distributions, you are responsible for complying with the distribution requirements under the Code, and you must notify us when you would like distributions to begin. For additional information regarding the tax considerations applicable to beneficiaries of an IRA or Roth IRA, see “Required Distributions Upon Your Death for Qualified Annuity Contracts” in the Tax Considerations section of this Prospectus.

For non-qualified Annuities, distributions must begin within one year of the decedent’s death. For additional information regarding the tax considerations applicable to beneficiaries of a non-qualified Annuity see “Required Distributions Upon Your Death for Nonqualified Annuity Contracts” in the Tax Consideration section of your prospectus.

You may choose to take more than your required distribution. You may take withdrawals in excess of your required distributions, however your withdrawal may be subject to the Contingent Deferred Sales Charge. Any withdrawals reduce the required distribution for the year. All applicable charges will be assessed against your Annuity, such as the Insurance Charge and the Annual Maintenance Fee.

The Annuity may provide a basic Death Benefit upon death, and you may name “successors” who may either receive the Death Benefit as a lump sum or continue receiving distributions after your death under the Beneficiary Continuation Option.

Please note the following additional limitations for a Beneficiary Annuity:

■

No additional Purchase Payments are permitted. You may only make a one-time initial Purchase Payment transferred to us directly from another annuity or eligible account. You may not make your Purchase Payment as an indirect rollover, or combine multiple “Transfer of Assets” or “TOA’s” into a single contract as part of this “Beneficiary” Annuity.

■	You may not elect any optional living or death benefits. Annuity Rewards is not available.
■	You may not annuitize the Annuity; no annuity options are available.
■

You may participate only in the following programs: Auto-Rebalancing, Dollar Cost Averaging (but not 6 or 12 Month Dollar Cost Averaging Program), Systematic Withdrawals, and Third Party Investment Advisor.

■	You may not assign or change ownership of the Annuity, and you may not change or designate another life upon which distributions are based. A “beneficiary annuity” may not be co-owned.
■

If the Annuity is funded by means of transfer from another “Beneficiary Annuity” with another company, we require that the sending company or the beneficial owner provide certain information in order to ensure that applicable required distributions have been made prior to the transfer of the contract proceeds to us. We further require appropriate information to enable us to accurately determine future distributions from the Annuity. Please note we are unable to accept a transfer of another “Beneficiary Annuity” where taxes are calculated based on an exclusion amount or an exclusion ratio of earnings to original investment. We are also unable to accept a transfer of an annuity that has annuitized.

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The beneficial owner of the Annuity can be an individual, grantor trust, or, for an IRA or Roth IRA, a qualified trust. In general, a qualified trust (1) must be valid under state law; (2) must be irrevocable or became irrevocable by its terms upon the death of the IRA or Roth IRA owner; and (3) the beneficiaries of the trust who are beneficiaries with respect to the trust’s interest in this Annuity must be identifiable from the trust instrument and must be individuals. A qualified trust must provide us with a list of all beneficiaries to the trust (including contingent and remainder beneficiaries with a description of the conditions on their entitlement), all of whom must be individuals, as of September 30th of the year following the year of death of the IRA or Roth IRA owner, or date of Annuity application if later. The trustee must also provide a copy of the trust document upon request. If the beneficial owner of the Annuity is a grantor trust, distributions must be based on the life expectancy of the grantor. If the beneficial owner of the Annuity is a qualified trust, distributions must be based on the life expectancy of the oldest beneficiary under the trust.

■

If this Beneficiary Annuity is transferred to another company as a tax-free exchange with the intention of qualifying as a beneficiary annuity with the receiving company, we may require certifications from the receiving company that required distributions will be made as required by law.

■

If you are transferring proceeds as beneficiary of an annuity that is owned by a decedent, we must receive your transfer request at least 45 days prior to your first required distribution. If, for any reason, your transfer request impedes our ability to complete your first distribution by the required date, we will be unable to accept your transfer request.

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Owner, Annuitant and Beneficiary Designations: We will ask you to name the Owner(s), Annuitant and one or more Beneficiaries for your Annuity.

■

Owner: The Owner(s) holds all rights under the Annuity. You may name up to two Owners in which case all ownership rights are held jointly. Generally, joint owners are required to act jointly; however, if each owner provides us with an instruction that we find acceptable, we will permit each owner to act independently on behalf of both owners. All information and documents that we are required to send you will be sent to the first named owner. This Annuity does not provide a right of survivorship. Refer to the Glossary of Terms for a complete description of the term “Owner.”

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Annuitant: The Annuitant is the person upon whose life we continue to make annuity payments. You must name an Annuitant who is a natural person. We do not accept a designation of joint Annuitants during the accumulation period. In limited circumstances and where allowed by law, you may name one or more Contingent Annuitants. Generally, a Contingent Annuitant will become the Annuitant if the Annuitant dies before the Annuity Date. Please refer to the discussion of “Considerations for Contingent Annuitants” in the Tax Considerations section of the Prospectus. For Beneficiary Annuities, instead of an Annuitant there is a “Key Life” which is used to determine the annual required distributions.

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Beneficiary: The Beneficiary is the person(s) or entity you name to receive the Death Benefit. Your Beneficiary Designation should be the exact name of your beneficiary, not only a reference to the beneficiary’s relationship to you. If you use a designation of “surviving spouse,” we will pay the Death Benefit to the individual that is your spouse at the time of your death (as defined under the federal tax laws and regulations). If no beneficiary is named the Death Benefit will be paid to you or your estate. For Annuities that designate a custodian or a plan as Owner, the custodian or plan must also be designated as the Beneficiary. For Beneficiary Annuities, instead of a Beneficiary, the term “successor” is used.

Your right to make certain designations may be limited if your Annuity is to be used as an IRA Beneficiary Annuity or other “qualified” investment that is given beneficial tax treatment under the Code. You should seek competent tax advice on the income, estate and gift tax implications of your designations.

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MANAGING YOUR ANNUITY

MAY I CHANGE THE OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS?

In general, you may change the Owner, Annuitant and Beneficiary Designations by sending us a request in writing in a form acceptable to us. However, if the Annuity is held as a Beneficiary Annuity, the Owner may not be changed and you may not designate another Key Life upon which distributions are based. Upon an ownership change, including an assignment, any automated investment or withdrawal programs will be canceled. The new owner must submit the applicable program enrollment if they wish to participate in such a program. Where allowed by law, such changes will be subject to our acceptance. Some of the changes we will not accept include, but are not limited to:

■	a new Owner subsequent to the death of the Owner or the first of any joint Owners to die, except where a spouse Beneficiary has become the Owner as a result of an Owner’s death;
■	a new Annuitant subsequent to the Annuity Date;
■	for “non-qualified” investments, a new Annuitant prior to the Annuity Date if the Annuity is owned by an entity;
■	a change in Beneficiary if the Owner had previously made the designation irrevocable;
■	a new Owner or Annuitant that is a certain ownership type, including but not limited to corporations, partnerships, endowments, and grantor trusts with multiple grantors (if allowed by state law); and
■	a new Annuitant for a contract issued to a grantor trust where the new Annuitant is not the grantor of the trust.

There are also restrictions on designation changes when you have elected certain optional benefits. See the “Living Benefits” and “Death Benefits” sections of this Prospectus for any such restrictions.

If you wish to change the Owner and/or Beneficiary under the Annuity, or to assign the Annuity, you must deliver the request to us in writing at our Service Office. Generally, any change of Owner and/or Beneficiary, or assignment of the Annuity, will take effect when accepted and recorded by us (unless an alternative rule is stipulated by applicable State law). We will allow changes of ownership and/or assignments only if the Annuity is held exclusively for the benefit of the designated Annuitant. We are not responsible for any transactions processed before a change of Owner and/or Beneficiary, and an assignment of the Annuity, is accepted and recorded by us. We accept assignment of non-qualified Annuities only.

Unless prohibited by applicable State law, we reserve the right to refuse a proposed change of Owner and/or Beneficiary, and a proposed assignment of the Annuity.

We will reject a proposed change where the proposed Owner, Annuitant, Beneficiary or assignee is any of the following:

■	a company(ies) that issues or manages viatical or structured settlements;
■	an institutional investment company;
■	an Owner with no insurable relationship to the Annuitant or Contingent Annuitant (a “Stranger-Owned Annuity” or “STOA”); or
■	a change in designation(s) that does not comply with or that we cannot administer in compliance with Federal and/or state law.

We will implement this right on a non-discriminatory basis, and to the extent allowed by State law, and we are not obligated to process your request within any particular timeframe. For New York Annuities, a request to change the Owner, Annuitant, Contingent Annuitant, Beneficiary and Contingent Beneficiary designations is effective when signed, and an assignment is effective upon our receipt. We assume no responsibility for the validity or tax consequences of any change of Owner and/or Beneficiary or any assignment of the Annuity, and may be required to make reports of ownership changes and/or assignments to the appropriate federal, state and/or local taxing authorities. You should consult with a qualified tax advisor for complete information and advice prior to any ownership change or assignment. Once an ownership change or assignment is processed, the tax reporting cannot be reversed.

Death Benefit Suspension Upon Change of Owner or Annuitant. If there is a change of Owner or Annuitant, the change may affect the amount of the Death Benefit. See the Death Benefit section of this prospectus for additional details.

Spousal Designations

If an Annuity is co-owned by spouses, we will assume that the sole primary Beneficiary is the surviving spouse that was named as the co-owner unless you elect an alternative Beneficiary Designation. Unless you elect an alternative Beneficiary Designation, upon the death of either spousal Owner, the surviving spouse may elect to assume ownership of the Annuity instead of taking the Death Benefit payment. The Death Benefit that would have been payable will be the new Account Value of the Annuity as of the date of due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the beneficiary of the surviving spouse, the new Account Value will be considered as the initial Purchase Payment. No CDSC will apply to the new Account Value. However, any additional Purchase Payments applied after the date the assumption is effective will be subject to all provisions of the Annuity, including the CDSC when applicable.

Spousal assumption is also permitted, subject to our rules and regulatory approval, if the Annuity is held by a custodial account established to hold retirement assets for the benefit of the natural person Annuitant pursuant to the provisions of Section 408(a) of the

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Internal Revenue Code (“Code”) (or any successor Code section thereto) (“Custodial Account”) and, on the date of the Annuitant’s death, the spouse of the Annuitant is (1) the Contingent Annuitant under the Annuity and (2) the beneficiary of the Custodial Account. The ability to continue the Annuity in this manner will result in the Annuity no longer qualifying for tax deferral under the Code. However, such tax deferral should result from the ownership of the Annuity by the Custodial Account. Please consult your tax or legal adviser.

Note that any division of your Annuity due to divorce will be treated as a withdrawal and the non-owner spouse may then decide whether he or she would like to purchase a new Annuity, subject to the rules current at the time of purchase, with the withdrawn funds.

Prior to a recent Supreme Court decision, and consistent with Section 3 of the federal Defense of Marriage Act (“DOMA”), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in United States v. Windsor, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing for federal law purposes a valid same sex marriage. The Windsor decision means that the favorable tax benefits afforded by the federal tax law to an opposite sex spouse under the Internal Revenue Code (IRC) are now available to a same sex spouse.

On August 29, 2013, the Internal Revenue Service (“IRS”) issued guidance on its position regarding same sex marriages for federal tax purposes. If a couple is married in a jurisdiction (including a foreign country) that recognizes same sex marriages, that marriage will be recognized for all federal tax purposes regardless of the law in the jurisdiction where they reside. However, the IRS did not recognize civil unions and registered domestic partnerships as marriages for federal tax purposes. Currently, if a state does not recognize a civil union or a registered domestic partnership as a marriage, it is not a marriage for federal tax purposes. Please consult with your tax or legal advisor before electing the Spousal Benefit for a same sex spouse or civil union partner. Please see “Tax Considerations” for more information.

Contingent Annuitant

Generally, if an Annuity is owned by an entity and the entity has named a Contingent Annuitant, the Contingent Annuitant will become the Annuitant upon the death of the Annuitant, and no Death Benefit is payable. Unless we agree otherwise, the Annuity is only eligible to have a Contingent Annuitant designation if the entity which owns the Annuity is (1) a plan described in Internal Revenue Code Section 72(s)(5)(A)(i) (or any successor Code section thereto); (2) an entity described in Code Section 72(u)(1) (or any successor Code section thereto); or (3) a Custodial Account, as described in the above section.

Where the Annuity is held by a Custodial Account, the Contingent Annuitant will not automatically become the Annuitant upon the death of the Annuitant. Upon the death of the Annuitant, the Custodial Account will have the choice, subject to our rules, to either elect to receive the Death Benefit or elect to continue the Annuity. If the Custodial Account elects to receive the Death Benefit, the Account Value of the Annuity as of the date of due proof of death of the Annuitant will reflect the amount that would have been payable had a Death Benefit been paid. See the section above entitled “Spousal Designations” for more information about how the Annuity can be continued by a Custodial Account.

MAY I RETURN MY ANNUITY IF I CHANGE MY MIND?

If after purchasing your Annuity you change your mind and decide that you do not want it, you may return it to us within a certain period of time known as a right to cancel period. This is often referred to as a “free look.” Depending on the state in which you purchased your Annuity and, in some states, if you purchased the Annuity as a replacement for a prior contract, the right to cancel period may be ten (10) days, or longer, measured from the time that you received your Annuity. If you return your Annuity during the applicable period, we will refund your current Account Value plus any tax charge deducted, less any applicable federal and state income tax withholding and depending on your state’s requirements, any applicable insurance charges deducted. The amount returned to you may be higher or lower than the Purchase Payment(s) applied during the right to cancel period and may be subject to a market value adjustment if it was allocated to a MVA Fixed Allocation, to the extent allowed by State law. With respect to XT6, if you return your Annuity, we will not return any XTra Credits we applied to your Annuity based on your Purchase Payments.

MAY I MAKE ADDITIONAL PURCHASE PAYMENTS?

Unless we agree otherwise and subject to our rules, the minimum amount that we accept as an additional Purchase Payment is $100 unless you participate in our Systematic Investment Plan or a periodic Purchase Payment program. Purchase Payments made while you participate in an asset allocation program will be allocated in accordance with such program. Additional Purchase Payments may be made at any time before the Annuity Date (unless the Annuity is held as a Beneficiary Annuity), or prior to the Account Value being reduced to zero. Purchase Payments are not permitted if the Annuity is held as a Beneficiary Annuity. Please see the “Living Benefits” section of this prospectus for further information on additional Purchase Payments.

MAY I MAKE SCHEDULED PAYMENTS DIRECTLY FROM MY BANK ACCOUNT?

You can make additional Purchase Payments to your Annuity by authorizing us to deduct money directly from your bank account and applying it to your Annuity (unless your Annuity is being held as a Beneficiary Annuity). We call our electronic funds transfer program “The Systematic Investment Plan.” Purchase Payments made through electronic funds transfer may only be allocated to the

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Sub-accounts when applied. Different allocation requirements may apply in connection with certain optional benefits. We may allow you to invest in your Annuity with a lower initial Purchase Payment, as long as you authorize payments through an electronic funds transfer that will equal at least the minimum Purchase Payment set forth above during the first 12 months of your Annuity. We may suspend or cancel electronic funds transfer privileges if sufficient funds are not available from the applicable financial institution on any date that a transaction is scheduled to occur. We may also suspend or cancel electronic funds transfer privileges if we have limited, restricted, suspended or rejected our acceptance of additional purchase payments.

MAY I MAKE PURCHASE PAYMENTS THROUGH A SALARY REDUCTION PROGRAM?

These types of programs are only available with certain types of qualified investments. If your employer sponsors such a program, we may agree to accept periodic Purchase Payments through a salary reduction program as long as the allocations are made only to Sub-accounts and the periodic Purchase Payments received in the first year total at least the minimum Purchase Payment set forth above.

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MANAGING YOUR ACCOUNT VALUE

HOW AND WHEN ARE PURCHASE PAYMENTS INVESTED?

(See “Valuing Your Investment” for a description of our procedure for pricing initial and subsequent Purchase Payments.)

Initial Purchase Payment: Once we accept your application, we invest your Purchase Payment in your Annuity according to your instructions for allocating your Account Value. The Purchase Payment is your initial Purchase Payment minus any tax charges that may apply. You can allocate Purchase Payments to one or more available Sub-accounts or available Fixed Allocations. Investment restrictions will apply if you elect certain optional benefits.

Subsequent Purchase Payments: Unless you participate in an asset allocation program, or unless you have provided us with other specific allocation instructions for one, more than one, or all subsequent Purchase Payments, we will allocate any additional Purchase Payments you make according to your initial Purchase Payment allocation instructions. If you so instruct us, we will allocate subsequent Purchase Payments according to any new allocation instructions. Unless you tell us otherwise, Purchase Payments made while you participate in an asset allocation program will be allocated in accordance with such program.

HOW DO I RECEIVE CREDITS UNDER THE XT6 ANNUITY?

We apply a “Credit” to your Annuity’s Account Value each time you make a Purchase Payment during the first six (6) Annuity Years. The amount of the Credit is payable from our general account. The amount of the Credit depends on the Annuity Year in which the Purchase Payment(s) is made, according to the table below:

For annuities issued on or after February 13, 2006:

ANNUITY YEAR	CREDIT
1	6.50%
2	5.00%
3	4.00%
4	3.00%
5	2.00%
6	1.00%
7+	0.00%

For annuities issued prior to February 13, 2006:

ANNUITY YEAR	CREDIT
1	6.00%
2	5.00%
3	4.00%
4	3.00%
5	2.00%
6	1.00%
7+	0.00%

Credits Applied to Purchase Payments for Designated Class of Annuity Owner

Prior to May 1, 2004, where allowed by state law, Annuities could be purchased by a member of the class defined below, with a different table of Credits. The Credit applied to all Purchase Payments on such Annuities is as follows based on the Annuity Year in which the Purchase Payment was made: Year 1 -9.0%; Year 2 -9.0%; Year 3 -8.5%; Year 4 -8.0%; Year 5 -7.0%; Year 6 -6.0%; Year 7 -5.0%; Year 8 -4.0%; Year 9 -3.0%; Year 10 -2%; Year 11+ -0.0%.

The designated class of Annuity Owners included: (a) any parent company, affiliate or subsidiary of ours; (b) an officer, director, employee, retiree, sales representative, or in the case of an affiliated broker-dealer, registered representative of such company; (c) a director, officer or trustee of any underlying mutual fund; (d) a director, officer or employee of any investment manager, sub-advisor, transfer agent, custodian, auditing, legal or administrative services provider that is providing investment management, advisory, transfer agency, custodian-ship, auditing, legal and/or administrative services to an underlying mutual fund or any affiliate of such firm; (e) a director, officer, employee or registered representative of a broker-dealer or insurance agency that has a then current selling agreement with us and/or with Prudential Annuities Distributors, Inc., a Prudential Financial Company; (f) a director, officer, employee or authorized representative of any firm providing us or our affiliates with regular legal, actuarial, auditing, underwriting, claims, administrative, computer support, marketing, office or other services; (g) the then current spouse of any such person noted in (b) through (f), above; (h) the parents of any such person noted in (b) through (g), above; (i) the child(ren) or other legal dependent under the age of 21 of any such person noted in (b) through (h); and (j) the siblings of any such persons noted in (b) through (h) above.

All other terms and conditions of the Annuity apply to Owners in the designated class.

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HOW ARE CREDITS APPLIED TO ACCOUNT VALUE UNDER THE XT6 ANNUITY?

Each Credit is allocated to your Account Value at the time the Purchase Payment is applied to your Account Value. The amount of the Credit is allocated to the investment options in the same ratio as the applicable Purchase Payment is applied.

Examples of Applying Credits

Initial Purchase Payment

Assume you make an initial Purchase Payment of $10,000 and your Annuity is issued on or after February 13, 2006. We would apply a 6.5% Credit to your Purchase Payment and allocate the amount of the Credit ($650 = $10,000 X .065) to your Account Value in the proportion that your Purchase Payment is allocated.

Additional Purchase Payment in Annuity Year 2

Assume that you make an additional Purchase Payment of $5,000. We would apply a 5.0% Credit to your Purchase Payment and allocate the amount of the Credit ($250 = $5,000 X .05) to your Account Value.

Additional Purchase Payment in Annuity Year 6

Assume that you make an additional Purchase Payment of $15,000. We would apply a 1.0% Credit to your Purchase Payment and allocate the amount of the Credit ($150 = $15,000 X .01) to your Account Value.

The amount of any XTra Credits applied to your XT6 Annuity Account Value can be taken back by Prudential Annuities under certain circumstances:

■

any XTra Credits applied to your Account Value on Purchase Payments made within the 12 months before the Owner’s (or Annuitant’s if entity owned) date of death will be taken back (to the extent allowed by state law);

■

the amount available under the Medically-Related Surrender portion of the Annuity will not include the amount of any XTra Credits payable on Purchase Payments made within 12 months prior to the date of a request under the Medically-Related Surrender provision (to the extent allowed by State law); and

■	if you elect to “free look” your Annuity, the amount returned to you will not include the amount of any XTra Credits.

The Account Value may be substantially reduced if Prudential Annuities takes back the XTra Credit amount under these circumstances. The amount we take back will equal the XTra Credit, without adjustment up or down for investment performance. Therefore, any gain on the XTra Credit amount will not be taken back. But if there was a loss on the XTra Credit, the amount we take back will still equal amount of the XTra Credit. We do not deduct a CDSC in any situation where we take back the XTra Credit amount. During the first 10 Annuity Years, the total asset-based charges on this Annuity (including the Insurance Charge and the Distribution Charge) are higher than many of our other annuities, including other annuities we offer that apply credits to Purchase Payments.

General Information about Credits

■	We do not consider Credits to be “investment in the contract” for income tax purposes.
■	You may not withdraw the amount of any Credits under the Free Withdrawal provision. The Free Withdrawal provision only applies to withdrawals of Purchase Payments.

ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?

During the accumulation period you may transfer Account Value between investment options subject to the restrictions outlined below. Transfers are not subject to taxation on any gain. You may not transfer Account Value to any Fixed Allocation used with a dollar cost averaging program or any DCA Fixed Rate Options. You may only allocate purchase payments to Fixed Allocations used with a dollar cost averaging program or the DCA Fixed Rate Options.

Currently, any transfer involving ProFunds VP Sub-accounts must be received by us no later than 3:00 p.m. Eastern time, (or one hour prior to any announced closing of the applicable securities exchange) to be processed on the current Valuation Day. The “cut-off” time for such financial transactions involving a ProFunds VP Sub-account will be extended to 1/2 hour prior to any announced closing time (generally, 3:30 p.m. Eastern time) for transactions submitted electronically, including through Prudential Annuities’ Internet website (www.prudentialannuities.com).

Currently, we charge $10.00 for each transfer after the 20th transfer in each Annuity Year. Transfers made as part of a Dollar Cost Averaging (including the 6 or 12 Month Dollar Cost Averaging Program), Automatic Rebalancing or asset allocation program do not count toward the 20 free transfer limit. Renewals or transfers of Account Value from an MVA Fixed Allocation at the end of its Guarantee Period are not subject to the transfer charge. We may reduce the number of free transfers allowable each Annuity Year (subject to a minimum of eight) without charging a Transfer Fee. We may also increase the Transfer Fee that we charge to $15.00 for each transfer after the number of free transfers has been used up. We may eliminate the Transfer Fee for transfer requests transmitted electronically or through other means that reduce our processing costs. If enrolled in any program that does not permit transfer requests to be transmitted electronically, the Transfer Fee will not be waived.

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Once you have made 20 transfers among the Sub-accounts during an Annuity Year, we will accept any additional transfer request during that year only if the request is submitted to us in writing with an original signature and otherwise is in good order. For purposes of this 20 transfer limit, we (i) do not view a facsimile transmission or other electronic transmission as a “writing”, (ii) will treat multiple transfer requests submitted on the same Valuation Day as a single transfer, and (iii) do not count any transfer that solely involves Sub-accounts corresponding to the AST Money Market Portfolio or any transfer that involves one of our systematic programs, such as asset allocation and automated withdrawals.

Frequent transfers among Sub-accounts in response to short-term fluctuations in markets, sometimes called “market timing,” can make it very difficult for a Portfolio manager to manage a Portfolio’s investments. Frequent transfers may cause the Portfolio to hold more cash than otherwise necessary, disrupt management strategies, increase transaction costs, or affect performance. Each Annuity offers Sub-accounts designed for Owners who wish to engage in frequent transfers (i.e. one or more of the Sub-accounts corresponding to the ProFund Portfolios and the AST Money Market Portfolio), and we encourage Owners seeking frequent transfers to utilize those Sub-accounts.

In light of the risks posed to Owners and other investors by frequent transfers, we reserve the right to limit the number of transfers in any Annuity Year for all existing or new Owners and to take the other actions discussed below. We also reserve the right to limit the number of transfers in any Annuity Year or to refuse any transfer request for an Owner or certain Owners if: (a) we believe that excessive transfer activity (as we define it) or a specific transfer request or group of transfer requests may have a detrimental effect on Unit Values or the share prices of the Portfolios; or (b) we are informed by a Portfolio (e.g., by the Portfolio’s portfolio manager) that the purchase or redemption of shares in the Portfolio must be restricted because the Portfolio believes the transfer activity to which such purchase and redemption relates would have a detrimental effect on the share prices of the affected Portfolio. Without limiting the above, the most likely scenario where either of the above could occur would be if the aggregate amount of a trade or trades represented a relatively large proportion of the total assets of a particular Portfolio. In furtherance of our general authority to restrict transfers as described above, and without limiting other actions we may take in the future, we have adopted the following specific restrictions:

■

With respect to each Sub-account (other than the AST Money Market Sub-account or a Sub-account corresponding to a ProFund Portfolio), we track amounts exceeding a certain dollar threshold that were transferred into the Sub-account. If you transfer such amount into a particular Sub-account, and within 30 calendar days thereafter transfer (the “Transfer Out”) all or a portion of that amount into another Sub-account, then upon the Transfer Out, the former Sub-account becomes restricted (the “Restricted Sub-account”). Specifically, we will not permit subsequent transfers into the Restricted Sub-account for 90 calendar days after the Transfer Out if the Restricted Sub-account invests in a non-international Portfolio, or 180 calendar days after the Transfer Out if the Restricted Sub-account invests in an international Portfolio. For purposes of this rule, we (i) do not count transfers made in connection with one of our systematic programs, such as asset allocation and automated withdrawals; (ii) do not count any transfer that solely involves Sub-accounts corresponding to any ProFund Portfolio and/or the AST Money Market Sub-account; and (iii) do not categorize as a transfer the first transfer that you make after the Issue Date, if you make that transfer within 30 calendar days after the Issue Date. Even if an amount becomes restricted under the foregoing rules, you are still free to redeem the amount from your Annuity at any time.

■

We reserve the right to effect exchanges on a delayed basis for all contracts. That is, we may price an exchange involving the Sub-accounts on the Valuation Day subsequent to the Valuation Day on which the exchange request was received. Before implementing such a practice, we would issue a separate written notice to Owners that explains the practice in detail.

If we deny one or more transfer requests under the foregoing rules, we will inform you or your Financial Professional promptly of the circumstances concerning the denial.

Contract owners in New York who purchased their contracts prior to March 15, 2004 are not subject to the specific restrictions outlined in bulleted paragraphs immediately above. In addition, there are contract owners of different variable annuity contracts that are funded through the same Separate Account that are not subject to the above-referenced transfer restrictions and, therefore, might make more numerous and frequent transfers than contract owners who are subject to such limitations. Finally, there are contract owners of other variable annuity contracts or variable life contracts that are issued by Prudential Annuities as well as other insurance companies that have the same underlying mutual fund portfolios available to them. Since some contract owners are not subject to the same transfer restrictions, unfavorable consequences associated with such frequent trading within the underlying mutual fund (e.g., greater portfolio turnover, higher transaction costs, or performance or tax issues) may affect all contract owners. Similarly, while contracts managed by a Financial Professional or third party investment advisor are subject to the restrictions on transfers between investment options that are discussed above, if the advisor manages a number of contracts in the same fashion unfavorable consequences may be associated with management activity since it may involve the movement of a substantial portion of an underlying mutual fund’s assets which may affect all contract owners invested in the affected options. Apart from jurisdiction-specific and contract differences in transfer restrictions, we will apply these rules uniformly (including contracts managed by a Financial Professional or third party investment advisor), and will not waive a transfer restriction for any contract owner.

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Although our transfer restrictions are designed to prevent excessive transfers, they are not capable of preventing every potential occurrence of excessive transfer activity.

The Portfolios have adopted their own policies and procedures with respect to excessive trading of their respective shares, and we reserve the right to enforce any such current or future policies and procedures. The prospectuses for the Portfolios describe any such policies and procedures, which may be more or less restrictive than the policies and procedures we have adopted. Under SEC rules, we are required to: (1) enter into a written agreement with each Portfolio or its principal underwriter or its transfer agent that obligates us to provide to the Portfolio promptly upon request certain information about the trading activity of individual contract owners (including an Annuity Owner’s TIN number) and (2) execute instructions from the Portfolio to restrict or prohibit further purchases or transfers by specific contract owners who violate the excessive trading policies established by the Portfolio. In addition, you should be aware that some Portfolios may receive “omnibus” purchase and redemption orders from other insurance companies or intermediaries such as retirement plans. The omnibus orders reflect the aggregation and netting of multiple orders from individual owners of variable insurance contracts and/or individual retirement plan participants. The omnibus nature of these orders may limit the Portfolios in their ability to apply their excessive trading policies and procedures. In addition, the other insurance companies and/or retirement plans may have different policies and procedures or may not have any such policies and procedures because of contractual limitations. For these reasons, we cannot guarantee that the Portfolios (and thus contract owners) will not be harmed by transfer activity relating to other insurance companies and/or retirement plans that may invest in the Portfolios.

A Portfolio also may assess a short term trading fee (redemption fee) in connection with a transfer out of the Sub-account investing in that Portfolio that occurs within a certain number of days following the date of allocation to the Sub-account. Each Portfolio determines the amount of the short term trading fee and when the fee is imposed. The fee is retained by or paid to the Portfolio and is not retained by us. The fee will be deducted from your Account Value, to the extent allowed by law. At present, no Portfolio has adopted a short-term trading fee.

DO YOU OFFER DOLLAR COST AVERAGING?

Yes. As discussed below, we offer Dollar Cost Averaging programs during the accumulation period. In general, Dollar Cost Averaging allows you to systematically transfer an amount periodically from one investment option to one or more other investment options. You can choose to transfer earnings only, principal plus earnings or a flat dollar amount. You may elect a Dollar Cost Averaging program that transfers amounts monthly, quarterly, semi-annually, or annually from Sub-accounts, or a program that transfers amounts monthly from Fixed Allocations or the DCA Fixed Rate Options. By investing amounts on a regular basis instead of investing the total amount at one time, Dollar Cost Averaging may decrease the effect of market fluctuation on the investment of your Purchase Payment. This may result in a lower average cost of units over time. However, there is no guarantee that Dollar Cost Averaging will result in a profit or protect against a loss in a declining market. We do not deduct a charge for participating in a Dollar Cost Averaging program.

You can Dollar Cost Average from Sub-accounts, the Fixed Allocations or the DCA Fixed Rate Options. Dollar Cost Averaging from Fixed Allocations (not available with AS Cornerstone) is subject to a number of rules that include, but are not limited to the following:

■	You may only use Fixed Allocations with Guarantee Periods of 1, 2 or 3 years (except for the DCA Fixed Rate Options).
■

You may only Dollar Cost Average earnings or principal plus earnings. If transferring principal plus earnings, the program must be designed to last the entire Guarantee Period for the DCA Fixed Allocation.

■	Dollar Cost Averaging transfers from Fixed Allocations are not subject to a Market Value Adjustment.

NOTE: When a Dollar Cost Averaging program is established from a Fixed Allocation or the DCA Fixed Rate Options, the fixed rate of interest we credit to your Account Value is applied to a declining balance due to the transfers of Account Value to the Sub-accounts. This will reduce the effective rate of return on the Fixed Allocation or the DCA Fixed Rate Options over the Guarantee Period or the duration of the program, respectively.

The Dollar Cost Averaging programs are not available if you have elected an automatic rebalancing program or an asset allocation program. Dollar Cost Averaging from Fixed Allocations also is not available if you elect certain optional benefits. Dollar Cost Averaging from Fixed Allocations is not available with AS Cornerstone.

Under our current dollar cost averaging programs used with Fixed Allocations, Account Value allocated to the Fixed Allocation will be transferred to the Sub-accounts you choose. If you terminate the Dollar Cost Averaging program before the entire principal amount plus earnings has been transferred to the Sub-account(s), you must transfer all remaining Account Value to any other investment option. Unless you provide alternate instructions at the time you terminate the Dollar Cost Averaging program, Account Value will be transferred to the AST Money Market Sub-account unless restricted due to benefit election. Transfers from Fixed Allocations as part of a Dollar Cost Averaging program are not subject to a Market Value Adjustment. However, a Market Value Adjustment will apply if you terminate the Dollar Cost Averaging program before the entire principal amount plus earnings has been transferred to the Sub-account(s). Please note that under the 6 or 12 Month DCA Program (described immediately below), no Market Value Adjustment applies.

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6 OR 12 MONTH DOLLAR COST AVERAGING PROGRAM (THE “6 OR 12 MONTH DCA PROGRAM”) WE NO LONGER OFFER OUR 6 OR 12 MONTH DCA PROGRAM.

The 6 or 12 Month DCA Program was available for contracts issued between May 1, 2009 and October 31, 2011. The program is subject to our rules at the time of election and may not be available in conjunction with other programs and benefits we make available. We may discontinue, modify or amend this program from time to time. Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus and Spousal Highest Daily Lifetime 6 Plus are the only optional living benefits and the Highest Anniversary Value death benefit and the Combination 5% Roll-up + HAV death benefit are the only death benefits you may participate in if you also participate in the 6 or 12 Month DCA Program, although you do not need to select any optional benefit to participate in the program. To participate in the 6 or 12 Month DCA Program, you must allocate at least a $2000 Purchase Payment to our DCA Fixed Rate Options. These DCA Fixed Rate Options are distinct from the Fixed Allocations described immediately above. Most notably, transfers out of a DCA Fixed Rate Option are never subject to a Market Value Adjustment. Dollar cost averaging does not assure a profit, or protect against a loss.

The key features of this Program are as follows:

■	You may only allocate purchase payments to these DCA Fixed Rate Options. You may not transfer Account Value into this program.
■

As part of your election to participate in the 6 or 12 Month DCA Program, you specify whether the monthly transfers under the 6 or 12 Month DCA Program are to be made over a 6 month or 12 month period. We then set the monthly transfer amount, by dividing the Purchase Payment (including any associated credit) you have allocated to the DCA Fixed Rate Options by the number of months. For example, if you allocated $6000, and selected a 6 month DCA Program, we would transfer $1000 each month. We will adjust the monthly transfer amount if, during the transfer period, the amount allocated to the DCA Fixed Rate Options is reduced (e.g., due to the deduction of the applicable portion of the fee for an optional benefit, withdrawals or due to a transfer of Account Value out of the DCA Fixed Rate Options initiated by the mathematical formula used with Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus Highest Daily Lifetime 6 Plus, or Spousal Highest Daily Lifetime 6 Plus. In that event, we will re-calculate the amount of each remaining transfer by dividing the amount in the DCA Fixed Rate Option by the number of remaining transfers. If the recalculated transfer amount is below the minimum transfer required by the program, we will transfer the remaining amount from the DCA Fixed Rate Option on the next scheduled transfer and terminate the program.

■

Any withdrawals, transfers, or fees deducted from the DCA Fixed Rate Options will reduce the DCA Fixed Rate Options on a “last-in, first-out” basis. If you have only one 6 or 12 Month DCA Program in operation, withdrawals, transfers, or fees may be deducted from the DCA Fixed Rate Options associated with that Program. You may, however, have more than one 6 or 12 Month DCA Program operating at the same time (so long as any such additional 6 or 12 Month DCA Program is of the same duration). For example, you may have more than one 6 month DCA Program running, but may not have a 6 month Program running simultaneously with a 12 month Program. If you have multiple 6 or 12 Month DCA Programs running, then the above reference to “last-in, first-out” means that amounts will be deducted first from the DCA Fixed Rate Options associated with the 6 or 12 Month DCA Program that was established most recently.

■

The first transfer under the Program occurs on the day you allocate a Purchase Payment to the DCA Fixed Rate Options (unless modified to comply with State law) and on each month following until the entire principal amount plus earnings is transferred.

■	We do not count transfers under the 6 or 12 Month DCA Program against the number of free transfers allowed under your Annuity.
■	The minimum transfer amount is $100, although we will not impose that requirement with respect to the final amount to be transferred under the Program.
■

If you are not participating in Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus Highest Daily Lifetime 6 Plus, or Spousal Highest Daily Lifetime 6 Plus, we will make transfers under the 6 or 12 Month DCA Program to the Sub-accounts that you specified upon your election of the Program. If you are participating in any Highest Daily Lifetime 7 Plus benefit or Highest Daily Lifetime 6 Plus benefit, we will allocate amounts transferred out of the DCA Fixed Rate Options in the following manner: (a) if you are participating in the Custom Portfolios Program (we may have referred to the “Custom Portfolios Program” as the “Optional Allocation and Rebalancing Program” in other materials), we will allocate to the Sub-accounts in accordance with the rules of that program (b) if you are not participating in the Custom Portfolios Program, we will make transfers under the Program to the Sub-accounts that you specified upon your election of the Program, provided those instructions comply with the allocation requirements for Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus, Spousal Highest Daily Lifetime 7 Plus or Spousal Highest Daily Lifetime 6 Plus (as applicable) and (c) whether or not you participate in the Custom Portfolios Program, no portion of our monthly transfer under the 6 or 12 Month DCA Program will be directed initially to the AST Investment Grade Bond Sub-account (although the DCA Fixed Rate Option is treated as a “Permitted Sub-account” for purposes of transfers to the AST Investment Grade Bond Sub-account under the pre-determined mathematical formula under the Highest Daily Lifetime 7 Plus or Highest Daily Lifetime 6 Plus benefits) (see below).

■

If you are participating in Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus or Spousal Highest Daily Lifetime 6 Plus and also are participating in the 6 or 12 Month DCA Program, and the formula under the benefit dictates a transfer from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account, then the amount to be transferred will be taken entirely from the Sub-accounts, provided there is sufficient Account Value in those Sub-accounts to meet the required transfer amount. Only if there is insufficient Account Value in those Sub-accounts will an

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amount be withdrawn from the DCA Fixed Rate Options associated with the 6 or 12 Month DCA Program. Amounts withdrawn from the DCA Fixed Rate Options under the formula will be taken on a last-in, first-out basis.

■

If you are participating in one of our automated withdrawal programs (e.g., Systematic Withdrawals), we may include within that withdrawal program amounts held within the DCA Fixed Rate Options. If you have elected any Highest Daily Lifetime 7 Plus or Highest Daily Lifetime 6 Plus benefit, any withdrawals will be taken on a pro-rata basis from your Sub-accounts and the DCA Fixed Rate Options.

■	We impose no fee for your participation in the 6 or 12 Month DCA Program.
■

You may cancel the DCA Program at any time. If you do, we will transfer any remaining amount held within the DCA Fixed Rate Options according to your instructions. If you do not provide any such instructions, we will transfer any remaining amount held in the DCA Fixed Rate Options on a pro rata basis to the Sub-accounts in which you are invested currently. If any such Sub-account is no longer available, we may allocate the amount that would have been applied to that Sub-account to the AST Money Market Sub-account.

■

You cannot utilize “rate lock” with the 6 or 12 Month DCA Program. The interest rate we credit under the program will be the rate on the date the purchase payment is allocated to the 6 or 12 Month DCA Program.

■

We credit interest to amounts held within the DCA Fixed Rate Options at the applicable declared rates. We credit such interest until the earliest of the following (a) the date the entire amount in the DCA Fixed Rate Option has been transferred out (b) the date the entire amount in the DCA Fixed Rate Option is withdrawn (c) the date as of which any death benefit payable is determined or (d) the Annuity Date.

■

The interest rate earned in a DCA Fixed Rate Option will be no less than the minimum guaranteed interest rate. We may, from time to time, declare new interest rates for new purchase payments that are higher than the minimum guaranteed interest rate. Please note that the interest rate that we apply under the 6 or 12 Month DCA Program is applied to a declining balance. Therefore, the amount of interest you receive will decrease as amounts are systematically transferred from the DCA Fixed Rate Option to the Sub-accounts, and the effective interest rate earned will therefore be less than the declared interest rate.

■	The 6 or 12 Month DCA Program may be referred to in your Rider and/or the Application as the “Enhanced Dollar Cost Averaging Program.”

NOTE: When a 6 or 12 Month DCA program is established from a DCA Fixed Rate Option, the fixed rate of interest we credit to your Account Value is applied to a declining balance due to the transfers of Account Value to the Sub-accounts (including any transfers under an optional benefit formula). This will reduce the effective rate of return on the DCA Fixed Rate Option.

HOW DO THE FIXED ALLOCATIONS WORK?

We credit a fixed interest rate to the Fixed Allocation throughout a set period of time called a “Guarantee Period.” (Note that the discussion in this section of Guarantee Periods is not applicable to the Benefit Fixed Rate Account and the DCA Fixed Rate Options). Fixed Allocations currently are offered with Guarantee Periods from 1 to 10 years. We may make Fixed Allocations of different durations available in the future, including Fixed Allocations offered exclusively for use with certain optional investment programs. Fixed Allocations may not be available in all states and may not always be available for all Guarantee Periods depending on market factors and other considerations.

The interest rate credited to a Fixed Allocation is the rate in effect when the Guarantee Period begins and does not change during the Guarantee Period. The rates are an effective annual rate of interest. We determine the interest rates, in our sole discretion, for the various Guarantee Periods. At the time that we confirm your Fixed Allocation, we will advise you of the interest rate in effect and the date your Fixed Allocation matures. We may change the rates we credit new Fixed Allocations at any time. Any change in interest rate does not affect Fixed Allocations that were in effect before the date of the change. To inquire as to the current rates for Fixed Allocations, please call 1-888-PRU-2888.

A Guarantee Period for a Fixed Allocation begins:

■	when all or part of a net Purchase Payment is allocated to that particular Guarantee Period;
■	upon transfer of any of your Account Value to a Fixed Allocation for that particular Guarantee Period; or
■	when you “renew” a Fixed Allocation by electing a new Guarantee Period.

To the extent permitted by law, we may establish different interest rates for Fixed Allocations offered to a class of Owners who choose to participate in various optional investment programs we make available. This may include, but is not limited to, Owners who elect to use Fixed Allocations under a dollar cost averaging program (see “Do You Offer Dollar Cost Averaging?”) or the Balanced Investment Program.

Prudential Annuities may offer Fixed Allocations with Guarantee Periods of 3 months or 6 months exclusively for use as a short-term Fixed Allocation (“Short-term Fixed Allocations”). Short-term Fixed Allocations may only be established with your initial Purchase Payment or additional Purchase Payments. You may not transfer existing Account Value to a Short-term Fixed Allocation. We reserve the right to terminate offering these special purpose Fixed Allocations at any time.

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On the Maturity Date of the Short-term Fixed Allocation, the Account Value will be transferred to the Sub-account(s) you choose at the inception of the program. If no instructions are provided, such Account Value will be transferred to the AST Money Market Sub-account. Short-term Fixed Allocations may not be renewed on the Maturity Date. If you surrender the Annuity or transfer any Account Value from the Short-term Fixed Allocation to any other investment option before the end of the Guarantee Period, a Market Value Adjustment will apply.

HOW DO YOU DETERMINE RATES FOR FIXED ALLOCATIONS?

We do not have a specific formula for determining the fixed interest rates for Fixed Allocations. Generally the interest rates we offer for Fixed Allocations will reflect the investment returns available on the types of investments we make to support our fixed rate guarantees. These investment types may include cash, debt securities guaranteed by the United States government and its agencies and instrumentalities, money market instruments, corporate debt obligations of different durations, private placements, asset-backed obligations and municipal bonds. In determining rates we also consider factors such as the length of the Guarantee Period for the Fixed Allocation, regulatory and tax requirements, liquidity of the markets for the type of investments we make, commissions, administrative and investment expenses, our insurance risks in relation to the Fixed Allocations, general economic trends and competition. Some of these considerations are similar to those we consider in determining the Insurance Charge that we deduct from Account Value allocated to the Sub-accounts. The interest rate that we credit to the Fixed Allocations may be reduced by an amount that corresponds to the asset-based charges assessed against the Sub-accounts. For some of the same reasons that we deduct the Insurance Charge against the Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Allocations, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would.

We will credit interest on a new Fixed Allocation in an existing Annuity at a rate not less than the rate we are then crediting to Fixed Allocations for the same Guarantee Period selected by new Annuity purchasers in the same class.

The interest rate we credit for a Fixed Allocation may be subject to a minimum. Please refer to the Statement of Additional Information. In certain states the interest rate may be subject to a minimum under state law or regulation.

WHAT HAPPENS WHEN MY GUARANTEE PERIOD MATURES?

The “Maturity Date” for a MVA Fixed Allocation is the last day of the Guarantee Period (note that the discussion in this section of Guarantee Periods is not applicable to the Fixed Allocations used with a dollar cost averaging program, the Benefit Fixed Rate Account, and the DCA Fixed Rate Options). Before the Maturity Date, you may choose to renew the MVA Fixed Allocation for a new Guarantee Period of the same or different length or you may transfer all or part of that MVA Fixed Allocation’s Account Value to another MVA Fixed Allocation or to one or more Sub-accounts. We will not charge a MVA if you choose to renew a MVA Fixed Allocation on its Maturity Date or transfer the Account Value to one or more Sub-accounts. We will notify you before the end of the Guarantee Period about the fixed interest rates that we are currently crediting to all MVA Fixed Allocations that are being offered. The rates being credited to Fixed Allocations may change before the Maturity Date.

If you do not specify how you want a Fixed Allocation to be allocated on its Maturity Date, we will then transfer the Account Value in the Fixed Allocation to the AST Money Market Sub-account. You can then elect to allocate the Account Value to any of the Sub-accounts or to a new Fixed Allocation.

DO YOU OFFER ANY AUTOMATIC REBALANCING PROGRAMS?

Yes. During the accumulation period, we offer Automatic Rebalancing among the Sub-accounts you choose. You can choose to have your Account Value rebalanced monthly, quarterly, semi-annually, or annually. On the appropriate date, the Sub-accounts you chose are rebalanced to the allocation percentages you requested. With Automatic Rebalancing, we transfer the appropriate amount from the “overweighted” Sub-accounts to the “underweighted” Sub-accounts to return your allocations to the percentages you request. For example, over time the performance of the Sub-accounts will differ, causing your percentage allocations to shift. We also offer the Custom Portfolios Program (we may have referred to the “Custom Portfolios Program” as the “Optional Allocation and Rebalancing Program” in other materials), which is available if you have elected one of the Highest Daily Lifetime Seven, Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus, Highest Daily GRO II, or GRO Plus II benefits.

Any transfer to or from any Sub-account that is not part of your Automatic Rebalancing program, will be made; however, that Sub-account will not become part of your rebalancing program unless we receive instructions from you indicating that you would like such option to become part of the program.

There is no minimum Account Value required to enroll in Automatic Rebalancing. All rebalancing transfers as part of an Automatic Rebalancing program are not included when counting the number of transfers each year toward the maximum number of free transfers. We do not deduct a charge for participating in an Automatic Rebalancing program. Participation in the Automatic Rebalancing program may be restricted if you are enrolled in certain other optional programs. Sub-accounts that are part of a Systematic Withdrawal program or Dollar Cost Averaging program will be excluded from an Automatic Rebalancing program.

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If you are participating in an optional living benefit (such as Highest Daily Lifetime 6 Plus) that makes transfers under a pre-determined mathematical formula, and you have opted for automatic rebalancing, you should be aware that: (a) the AST bond portfolio used as part of the pre-determined mathematical formula will not be included as part of automatic rebalancing and (b) the operation of the formula may result in the rebalancing not conforming to the percentage allocations that you specified originally as part of your Automatic Rebalancing Program.

ARE ANY ASSET ALLOCATION PROGRAMS AVAILABLE?

We currently do not offer any asset allocation programs for use with your Annuity. Prior to December 5, 2005, we made certain asset allocation programs available. If you enrolled in one of the asset allocation programs prior to December 5, 2005, see the Appendix C titled “Additional Information on the Asset Allocation Programs” for more information on how the programs are administered.

WHAT IS THE BALANCED INVESTMENT PROGRAM?

The Balanced Investment Program is only available with ASL II and XT6. The Balanced Investment Program is not available with AS Cornerstone. We offer a balanced investment program where a portion of your Account Value is allocated to a Fixed Allocation and the remaining Account Value is allocated to the Sub-accounts that you select. When you enroll in the Balanced Investment Program, you choose the duration that you wish the program to last. This determines the duration of the Guarantee Period for the Fixed Allocation. Based on the fixed rate for the Guarantee Period chosen, we calculate the portion of your Account Value that must be allocated to the Fixed Allocation to grow to a specific “principal amount” (such as your initial Purchase Payment). We determine the amount based on the rates then in effect for the Guarantee Period you choose. If you continue the program until the end of the Guarantee Period and make no withdrawals or transfers, at the end of the Guarantee Period, the Fixed Allocation will have grown to equal the “principal amount”. Withdrawals or transfers from the Fixed Allocation before the end of the Guarantee Period will terminate the program and may be subject to a Market Value Adjustment (which may be positive or negative). You can transfer the Account Value that is not allocated to the Fixed Allocation between any of the Sub-accounts available under your Annuity. Account Value you allocate to the Sub-accounts is subject to market fluctuations and may increase or decrease in value. We do not deduct a charge for participating in the Balanced Investment Program. This program is not available if your Annuity is held as a Beneficiary Annuity.

Example

Assume you invest $100,000. You choose a 10-year program and allocate a portion of your Account Value to a Fixed Allocation with a 10-year Guarantee Period. The rate for the 10-year Guarantee Period is 2.50%*. Based on the fixed interest rate for the Guarantee Period chosen, the factor is 0.781198 for determining how much of your Account Value will be allocated to the Fixed Allocation. That means that $78,120 will be allocated to the Fixed Allocation and the remaining Account Value ($21,880) will be allocated to the Sub-accounts. Assuming that you do not make any withdrawals or transfers from the Fixed Allocation, it will grow to $100,000 at the end of the Guarantee Period. Of course we cannot predict the value of the remaining Account Value that was allocated to the Sub-accounts.

*	The rate in this example is hypothetical and may not reflect the current rate for Guarantee Periods of this duration.

MAY I GIVE MY FINANCIAL PROFESSIONAL PERMISSION TO FORWARD TRANSACTION INSTRUCTIONS?

Yes. Subject to our rules, your Financial Professional may forward instructions regarding the allocation of your Account Value, and request financial transactions involving investment options. If your Financial Professional has this authority, we deem that all transactions that are directed by your Financial Professional with respect to your Annuity have been authorized by you. You must contact us immediately if and when you revoke such authority. We will not be responsible for acting on instructions from your Financial Professional until we receive notification of the revocation of such person’s authority. We may also suspend, cancel or limit these privileges at any time. We will notify you if we do.

MAY I AUTHORIZE MY THIRD PARTY INVESTMENT ADVISOR TO MANAGE MY ACCOUNT?

Yes. You may engage your own investment advisor to manage your account. These investment advisors may be firms or persons who also are appointed by us, or whose affiliated broker-dealers are appointed by us, as authorized sellers of the Annuities. Even if this is the case, however, please note that the investment advisor you engage to provide advice and/or make transfers for you, is not acting on our behalf, but rather is acting on your behalf. We do not offer advice about how to allocate your Account Value under any circumstance. As such, we are not responsible for any recommendations such investment advisors make, any investment models or asset allocation programs they choose to follow or any specific transfers they make on your behalf. Please note that if you have engaged a third-party investment advisor to provide asset allocation services with respect to your Annuity, we may not allow you to elect an optional benefit that requires investment in an asset allocation Portfolio and/or that involves mandatory Account Value transfers (e.g. Highest Daily GRO).

It is your responsibility to arrange for the payment of the advisory fee charged by your investment advisor. Similarly, it is your responsibility to understand the advisory services provided by your investment advisor and the advisory fees charged for the services.

We or an affiliate of ours may provide administrative support to licensed, registered Financial Professionals or Investment advisors who you authorize to make financial transactions on your behalf. We may require Financial Professionals or investment advisors, who are authorized by multiple contract owners to make financial transactions, to enter into an administrative agreement with

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Prudential Annuities as a condition of our accepting transactions on your behalf. The administrative agreement may impose limitations on the Financial Professional’s or investment advisor’s ability to request financial transactions on your behalf. These limitations are intended to minimize the detrimental impact of a Financial Professional who is in a position to transfer large amounts of money for multiple clients in a particular Portfolio or type of portfolio or to comply with specific restrictions or limitations imposed by a Portfolio(s) of Prudential Annuities.

Please Note: Annuities where your Financial Professional or investment advisor has the authority to forward instruction on financial transactions are also subject to the restrictions on transfers between investment options that are discussed in the section entitled “ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?” Since transfer activity directed by a Financial Professional or third party investment adviser may result in unfavorable consequences to all contract owners invested in the affected options, we reserve the right to limit the investment options available to a particular Owner where such authority as described above has been given to a Financial Professional or investment advisor or impose other transfer restrictions we deem necessary. The administrative agreement may limit the available investment options, require advance notice of large transactions, or impose other trading limitations on your Financial Professional. Your Financial Professional will be informed of all such restrictions on an ongoing basis. We may also require that your Financial Professional transmit all financial transactions using the electronic trading functionality available through our Internet website (www.prudentialannuities.com).

Limitations that we may impose on your Financial Professional or investment advisor under the terms of the administrative agreement do not apply to financial transactions requested by an Owner on their own behalf, except as otherwise described in this Prospectus.

HOW DOES THE MARKET VALUE ADJUSTMENT WORK?

If you transfer or withdraw Account Value from a MVA Fixed Allocation more than 30 days before the end of its Guarantee Period, we will adjust the value of your investment based on a formula, called a “Market Value Adjustment” or “MVA”. Under certain optional benefits (such as GRO and GRO Plus) a formula transfers amounts between the MVA Fixed Allocations and the permitted Sub-accounts. The amount of any Market Value Adjustment can be either positive or negative, depending on the movement of a combination of Strip Yields on Strips and an Option-adjusted Spread (each as defined below) between the time that you purchase the Fixed Allocation and the time you make a transfer or withdrawal. The Market Value Adjustment formula compares the combination of Strip Yields for Strips and the Option-adjusted Spreads as of the date the Guarantee Period began with the combination of Strip Yields for Strips and the Option-adjusted Spreads as of the date the MVA is being calculated. Any Market Value Adjustment that applies will be subject to our rules for complying with applicable state law.

■	“Strips” are a form of security where ownership of the interest portion of United States Treasury securities are separated from ownership of the underlying principal amount or corpus.
■	“Strip Yields” are the yields payable on coupon Strips of United States Treasury securities.
■

“Option-adjusted Spread” is the difference between the yields on corporate debt securities (adjusted to disregard options on such securities) and government debt securities of comparable duration. We currently use the Merrill Lynch 1 to 10 year Investment Grade Corporate Bond Index of Option-adjusted Spreads.

MVA Formula

The MVA formula is applied separately to each MVA Fixed Allocation to determine the Account Value of the MVA Fixed Allocation on a particular date. The formula is as follows:

[(1+I) / (1+J+0.0010)]^(N/365)

where:

I is the Strip Yield as of the start date of the Guarantee Period for coupon Strips maturing at the end of the applicable Guarantee Period plus the Option-adjusted Spread. If there are no Strips maturing at that time, we will use the Strip Yield for the Strips maturing as soon as possible after the Guarantee Period ends.

J is the Strip Yield as of the date the MVA formula is being applied for coupon Strips maturing at the end of the applicable Guarantee Period plus the Option-adjusted Spread. If there are no Strips maturing at that time, we will use the Strip Yield for the Strips maturing as soon as possible after the Guarantee Period ends.

N is the number of days remaining in the original Guarantee Period.

The denominator of the MVA formula includes a factor, currently equal to 0.0010 or 0.10%. It is an adjustment that is applied when an MVA is assessed (regardless of whether the MVA is positive or negative) and, relative to when no factor is applied, will reduce the amount being surrendered or transferred from the MVA Fixed Allocation.

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If you surrender your Annuity under the right to cancel provision, the MVA formula is:

[(1 + I)/(1 + J)]^(N/365)

MVA Examples

The following hypothetical examples show the effect of the MVA in determining Account Value. Assume the following:

■

You allocate $50,000 into a MVA Fixed Allocation (we refer to this as the “Allocation Date” in these examples) with a Guarantee Period of 5 years (we refer to this as the “Maturity Date” in these examples).

■	The Strip Yields for coupon Strips beginning on Allocation Date and maturing on Maturity Date plus the Option-adjusted Spread is 5.50% (I = 5.50%).
■	You make no withdrawals or transfers until you decide to withdraw the entire MVA Fixed Allocation after exactly three (3) years, at which point 730 days remain before the Maturity Date (N = 730).

Example of Positive MVA

Assume that at the time you request the withdrawal, the Strip Yields for Strips maturing on the Maturity Date plus the Option-adjusted Spread is 4.00% (J = 4.00%). Based on these assumptions, the MVA would be calculated as follows:

MVA Factor = [(1+I)/(1+J+0.0010)](N/365) = [1.055/1.041]2 = 1.027078

Interim Value = $57,881.25

Account Value after MVA = Interim Value X MVA Factor = $59,448.56

Example of Negative MVA

Assume that at the time you request the withdrawal, the Strip Yields for Strips maturing on the Maturity Date plus the Option-adjusted Spread is 7.00% (J = 7.00%). Based on these assumptions, the MVA would be calculated as follows:

MVA Factor = [(1+I)/(1+J+0.0010)]^(N/365) = [1.055/1.071]2 = 0.970345

Interim Value = $57,881.25

Account Value after MVA = Interim Value X MVA Factor = $56,164.78.

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ACCESS TO ACCOUNT VALUE

WHAT TYPES OF DISTRIBUTIONS ARE AVAILABLE TO ME?

During the accumulation period you can access your Account Value through partial withdrawals, Systematic Withdrawals, and where required for tax purposes, Required Minimum Distributions. You can also surrender your Annuity at any time. Depending on your instructions, we may deduct a portion of the Account Value being withdrawn or surrendered as a CDSC, if applicable. If you surrender your Annuity, in addition to any CDSC, we may deduct the Annual Maintenance Fee, any Tax Charge that applies and the charge for any optional benefits. We may also apply a Market Value Adjustment to any MVA Fixed Allocations being withdrawn or surrendered. Certain amounts may be available to you each Annuity Year that are not subject to a CDSC. These are called “Free Withdrawals.” Unless you notify us differently, as permitted, withdrawals are taken pro-rata based on the Account Value in the investment options at the time we receive your withdrawal request. Each of these types of distributions is described more fully below.

ARE THERE TAX IMPLICATIONS FOR DISTRIBUTIONS FROM NON-QUALIFIED ANNUITIES?

During the Accumulation Period

A distribution during the accumulation period is deemed to come first from any “gain” in your Annuity and second as a return of your “tax basis”, if any. Distributions from your Annuity are generally subject to ordinary income taxation on the amount of any investment gain unless the distribution qualifies as a non-taxable exchange or transfer. If you take a distribution prior to the taxpayer’s age 59 1/2, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain. You may wish to consult a professional tax advisor for advice before requesting a distribution.

During the Annuitization Period

During the annuitization period, a portion of each annuity payment is taxed as ordinary income at the tax rate you are subject to at the time of the payment. The Code and regulations have “exclusionary rules” that we use to determine what portion of each annuity payment should be treated as a return of any tax basis you have in your Annuity. Once the tax basis in your Annuity has been distributed, the remaining annuity payments are taxable as ordinary income. The tax basis in your Annuity may be based on the tax-basis from a prior contract in the case of a 1035 exchange or other qualifying transfer.

There may also be tax implications on distributions from qualified Annuities. See “Tax Considerations” for information about qualified Annuities and for additional information about nonqualified Annuities.

CAN I WITHDRAW A PORTION OF MY ANNUITY?

Yes, you can make a withdrawal during the accumulation period.

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To meet liquidity needs, you can withdraw a limited amount from your Annuity during each Annuity Year without application of any CDSC. We call this the “Free Withdrawal” amount. The Free Withdrawal amount is not available if you choose to surrender your Annuity. Amounts withdrawn as a Free Withdrawal do not reduce the amount of CDSC that may apply upon a subsequent withdrawal or surrender of your Annuity. After any partial withdrawal, your Annuity must have a Surrender Value of at least $1,000, or we may treat the partial withdrawal request as a request to fully surrender your Annuity. The minimum Free Withdrawal you may request is $100.

■	You can also make withdrawals in excess of the Free Withdrawal amount. The minimum partial withdrawal you may request is $100.

To determine if a CDSC applies to partial withdrawals, we:

1.	First determine what, if any, amounts qualify as a Free Withdrawal. These amounts are not subject to the CDSC.
2.	Next determine what, if any, remaining amounts are withdrawals of Purchase Payments. Amounts in excess of the Free Withdrawal amount will be treated as withdrawals of Purchase Payments unless all Purchase Payments have been previously withdrawn. These amounts are subject to the CDSC. Purchase Payments are withdrawn on a first in, first out basis.
3.	Withdraw any remaining amounts from any other Account Value. These amounts are not subject to the CDSC.

You may request a withdrawal for an exact dollar amount after deduction of any CDSC that applies (called a “net withdrawal”) or request a gross withdrawal from which we will deduct any CDSC that applies, resulting in less money being payable to you than the amount you requested. If you request a net withdrawal, the amount deducted from your Account Value to pay the CDSC may also be subject to a CDSC.

Partial withdrawals may also be available following annuitization but only if you choose certain annuity payment options. (Note, however, that we do not permit commutation once annuity payments have commenced).

To request the forms necessary to make a withdrawal from your Annuity, call 1-888-PRU-2888 or visit our Internet Website at www.prudentialannuities.com.

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HOW MUCH CAN I WITHDRAW AS A FREE WITHDRAWAL?

The maximum Free Withdrawal amount during each Annuity Year is equal to 10% of all Purchase Payments that are subject to a CDSC. Withdrawals made within an Annuity Year reduce the Free Withdrawal amount available for the remainder of the Annuity Year. If you do not make a withdrawal during an Annuity Year, you are not allowed to carry over the Free Withdrawal amount to the next Annuity Year.

CAN I MAKE PERIODIC WITHDRAWALS FROM MY ANNUITY DURING THE ACCUMULATION PERIOD?

Yes. Our systematic withdrawal program is an administrative program designed for you to withdraw a specified amount from your Annuity on an automated basis at the frequency you select (“systematic withdrawals”). This program is available to you at no additional charge. We may cease offering this program or change the administrative rules related to the program at any time on a non-discriminatory basis.

You may not have a systematic withdrawal program, as described in this section, if you are receiving substantially equal periodic payments under Sections 72(t) and 72(q) of the Internal Revenue Code or Required Minimum Distributions.

You may terminate your systematic withdrawal program at any time. Ownership changes to, and assignment of, your Annuity will terminate any systematic withdrawal program on the Annuity as of the effective date of the change or assignment. Requesting partial withdrawals while you have a systematic withdrawal program may also terminate your systematic withdrawal program as described below.

Systematic withdrawals can be made from your Account Value allocated to the Sub-accounts or certain MVA Options. Please note that systematic withdrawals may be subject to any applicable CDSC and/or an MVA. We will determine whether a CDSC applies and the amount in the same way as we would for a partial withdrawal.

The minimum amount for each systematic withdrawal is $100. If any scheduled systematic withdrawal is for less than $100 (which may occur under a program that provides payment of an amount equal to the earnings in your Annuity for the period requested), we may postpone the withdrawal and add the expected amount to the amount that is to be withdrawn on the next scheduled systematic withdrawal.

If you do not have an optional benefit, we will withdraw systematic withdrawals from the Investment Options you have designated (your “designated Investment Options”). If you do not designate Investment Options for systematic withdrawals, we will withdraw systematic withdrawals pro rata based on the Account Value in the Investment Options at the time we pay out your withdrawal. “Pro rata” means that the percentage of each Investment Option withdrawn is the same percentage that the Investment Option bears to the total Account Value. For any scheduled systematic withdrawal for which you have elected a specific dollar amount and have specified percentages to be withdrawn from your designated Investment Options, if the amounts in your designated Investment Options cannot satisfy such instructions, we will withdraw systematic withdrawals pro rata (as described above) based on the Account Value across all of your Investment Options.

If you have a Guaranteed Lifetime Minimum Withdrawal Benefit or the Guaranteed Minimum Withdrawal Benefit (GMWB) and elect, or have elected, to receive withdrawals under the benefit using our systematic withdrawal program, please be advised of the current administrative rules associated with this program:

■	Excluding Lifetime Five and GMWB, systematic withdrawals must be taken from your Account Value on a pro rata basis from the Investment Options at the time we process each withdrawal.
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If you either have an existing or establish a new systematic withdrawal program for a) your Annual Income Amount, Annual Withdrawal Amount (only applicable to Lifetime Five), Protected Annual Withdrawal Amount (only applicable to GMWB) or LIA Amount (only applicable to a Lifetime Income Accelerator Benefit) or b) for a designated amount that is less than your Annual Income Amount or Protected Annual Withdrawal Amount, and we receive a request for a partial withdrawal from your Annuity in Good Order, we will process your partial withdrawal request and may cancel your systematic withdrawal program.

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If you either have or establish a new systematic withdrawal program for an amount greater than your Annual Income Amount, Protected Annual Withdrawal Amount or LIA Amount, it is important to note that these systematic withdrawals may result in Excess Income which will negatively impact your guaranteed withdrawal amounts available in future Annuity Years. Taking partial withdrawals in addition to your systematic withdrawal program will further increase the impact on your future guaranteed withdrawal amounts.

■	For a discussion of how a withdrawal of Excess Income would impact your optional living benefits, see “Living Benefits” later in this prospectus.

Gross Withdrawal or Net Withdrawal. Generally, you can request either a gross withdrawal or a net withdrawal. If, however, you are taking your withdrawal under your living benefit as described above through our Systematic Withdrawal program, you will only be permitted to take that withdrawal on a gross basis. In a gross withdrawal, you request a specific withdrawal amount with the understanding that the amount you actually receive is reduced by an applicable CDSC or tax withholding. In a net withdrawal, you request a withdrawal for an exact dollar amount with the understanding that any applicable deduction for CDSC or tax withholding is taken from your Account Value. This means that an amount greater than the amount of your requested withdrawal will be deducted

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from your Unadjusted Account Value. To make sure that you receive the full amount requested, we calculate the entire amount, including the amount generated due to the CDSC or tax withholding, that will need to be withdrawn. We then apply the CDSC or tax withholding to that entire amount. As a result, you will pay a greater CDSC or have more tax withheld if you elect a net withdrawal.

DO YOU OFFER A PROGRAM FOR WITHDRAWALS UNDER SECTION 72(t) OF THE INTERNAL REVENUE CODE?

Yes. If your Annuity is used as a funding vehicle for certain retirement plans that receive special tax treatment under Sections 401, 403(b), 408 or 408A of the Code, Section 72(t) of the Code may provide an exception to the 10% penalty tax on distributions made prior to age 59 1/2 if you elect to receive distributions as a series of “substantially equal periodic payments”. Distributions received under these provisions in any Annuity Year that exceed the maximum amount available as a free withdrawal will be subject to any applicable CDSC. We may apply a Market Value Adjustment to any MVA Fixed Allocations. To request a program that complies with Sections 72(t), you must provide us with certain required information in writing on a form acceptable to us. We may require advance notice to allow us to calculate the amount of 72(t) withdrawals. The Surrender Value of your Annuity must be at least $20,000 before we will allow you to begin a program for withdrawals under Sections 72(t). The minimum amount for any such withdrawal is $100 and payments may be made monthly, quarterly, semi-annually or annually.

You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments before age 59 1/2 that are not subject to the 10% penalty.

WHAT ARE REQUIRED MINIMUM DISTRIBUTIONS AND WHEN WOULD I NEED TO MAKE THEM?

(See “Tax Considerations” for a further discussion of Required Minimum Distributions.)

Required Minimum Distributions are a type of Systematic Withdrawal we allow to meet distribution requirements under Sections 401, 403(b) or 408 of the Code. Required Minimum Distribution rules do not apply to Roth IRAs during the Owner’s lifetime. Under the Code, you may be required to begin receiving periodic amounts from your Annuity. In such case, we will allow you to make Systematic Withdrawals in amounts that satisfy the Required Minimum Distribution rules under the Code. We do not assess a CDSC on Required Minimum Distributions from your Annuity if you are required by law to take such Required Minimum Distributions from your Annuity at the time it is taken, provided the amount withdrawn is the amount we calculate as the RMD and is paid out through a program of systematic withdrawals that we make available. However, a CDSC (if applicable) may be assessed on that portion of a Systematic Withdrawal that is taken to satisfy the Required Minimum Distribution provisions in relation to other savings or investment plans under other qualified retirement plans not maintained with Prudential Annuities. However, no MVA may be assessed on a withdrawal taken to meet RMD requirements applicable to your Annuity.

The amount of the Required Minimum Distribution for your particular situation may depend on other annuities, savings or investments. We will only calculate the amount of your Required Minimum Distribution based on the value of your Annuity. We require three (3) days advance written notice to calculate and process the amount of your payments. You may elect to have Required Minimum Distributions paid out monthly, quarterly, semi-annually or annually. The $100 minimum amount that applies to Systematic Withdrawals applies to monthly Required Minimum Distributions but does not apply to Required Minimum Distributions taken out on a quarterly, semi-annual or annual basis.

You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments and satisfying the Required Minimum Distribution provisions under the Code. Please see “Highest Daily Lifetime 6 Plus” under the subsection “Required Minimum Distributions” for further information relating to Required Minimum Distribution if you own that benefit.

CAN I SURRENDER MY ANNUITY FOR ITS VALUE?

Yes. During the accumulation period you can surrender your Annuity at any time. Upon surrender, you will receive the Surrender Value. Upon surrender of your Annuity, you will no longer have any rights under the surrendered Annuity.

For purposes of calculating any applicable CDSC on surrender, the purchase payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior withdrawals under the Free Withdrawal provision or if your Account Value has declined in value due to negative market performance. In that scenario, we would determine the CDSC amount as the applicable percentage of the purchase payments being withdrawn, rather than as a percentage of the remaining Account Value or withdrawal request. Thus, the CDSC would be greater than if it were calculated as a percentage of remaining Account Value or withdrawal amount. We may apply a Market Value Adjustment to any MVA Fixed Allocations.

Under certain annuity payment options, you may be allowed to surrender your Annuity for its then current value.

To request the forms necessary to surrender your Annuity, call 1-888-PRU-2888 or visit our Internet Website at www.prudentialannuities.com.

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We apply as a threshold, in certain circumstances, a minimum Surrender Value of $1,000. If you purchase an Annuity without a lifetime guaranteed minimum withdrawal benefit, we will not allow you to take any withdrawals that would cause your Annuity’s Account Value, after taking the withdrawal, to fall below the minimum Surrender Value. Likewise, if you purchase an Annuity with certain lifetime guaranteed minimum withdrawal benefits, we will not allow you to take a Non-Lifetime Withdrawal (see “Living Benefits”) that would cause your Annuity’s Account Value, after taking the withdrawal, to fall below the minimum Surrender Value.

WHAT IS A MEDICALLY-RELATED SURRENDER AND HOW DO I QUALIFY?

Where permitted by law, you may request to surrender all or part of your Annuity prior to the Annuity Date without application of any otherwise applicable CDSC upon occurrence of a medically-related “Contingency Event” as described below (a “Medically-Related Surrender”). The requirements of such a surrender and waiver may vary by state.

We may apply a Market Value Adjustment to any MVA Fixed Allocations. If you request a full surrender, the amount payable will be your Account Value minus, with respect to XT6, (a) the amount of any XTra Credits applied within 12 months prior to your request to surrender your Annuity (or as otherwise stipulated by applicable State law); and (b) the amount of any XTra Credits added in conjunction with any Purchase Payments received after our receipt of your request for a Medically-Related Surrender (e.g. Purchase Payments received at such time pursuant to a salary reduction program). With respect to partial surrenders, we similarly reserve the right to take back XTra Credits as described above (if allowed by State law).

This waiver of any applicable CDSC is subject to our rules in place at the time of your request, which currently include but are not limited to the following:

■	The Annuitant must have been named or any change of Annuitant must have been accepted by us, prior to the “Contingency Event” described below in order to qualify for a Medically-Related Surrender;
■	the Annuitant must be alive as of the date we pay the proceeds of such surrender request;
■	if the Owner is one or more natural persons, all such Owners must also be alive at such time;
■	we must receive satisfactory proof of the Annuitant’s confinement in a Medical Care Facility or Fatal Illness in writing on a form satisfactory to us; and
■	no additional Purchase Payments can be made to the Annuity.

A “Contingency Event” occurs if the Annuitant is:

■	first confined in a “Medical Care Facility” while your Annuity is in force and remains confined for at least 90 days in a row; or
■	first diagnosed as having a “Fatal Illness” while your Annuity is in force.

The definitions of “Medical Care Facility” and “Fatal Illness,” as well as additional terms and conditions, are provided in your Annuity. Specific details and definitions in relation to this benefit may differ in certain jurisdictions. This waiver is not available in Massachusetts.

WHAT TYPES OF ANNUITY OPTIONS ARE AVAILABLE?

We currently make available annuity options that provide fixed annuity payments or adjustable annuity payments. Your Annuity provides certain fixed annuity payment options. We do not guarantee to continue to make available any other option other than the fixed annuity payment options set forth in your Annuity. Fixed options provide the same amount with each payment. Adjustable options provide a fixed payment that is periodically adjusted based on current interest rates. Please refer to the “Living Benefits” section below for a description of annuity options that are available when you elect one of the living benefits. For additional information on annuity payment options you may request a Statement of Additional Information. You must annuitize your entire Account Value; partial annuitizations are not allowed.

You may choose an Annuity Date, an annuity option and the frequency of annuity payments. You may change your choices before the Annuity Date under the terms of your contract. A maximum Annuity Date may be required by law or under the terms of your Annuity. The Annuity Date may depend on the annuity option you choose. Certain annuity options may not be available depending on the age of the Annuitant. See section below entitled “How and When Do I Choose the Annuity Payment Option?”

Certain of these annuity options may be available as “settlement options” to Beneficiaries who choose to receive the Death Benefit proceeds as a series of payments instead of a lump sum payment.

Please note, with respect to XT6, you may not annuitize within the first three Annuity Years and with respect to AS Cornerstone, you may not annuitize within the first Annuity Year.

For Beneficiary Annuities, no annuity payments are available and all references to an Annuity Date are not applicable.

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Option 1

Payments for Life: Under this option, income is payable periodically until the death of the “Key Life”. The “Key Life” (as used in this section) is the person or persons upon whose life annuity payments are based. No additional annuity payments are made after the death of the Key Life. Since no minimum number of payments is guaranteed, this option offers the largest amount of periodic payments of the life contingent annuity options. It is possible that only one payment will be payable if the death of the key life occurs before the date the second payment was due, and no other payments nor death benefits would be payable. Under this option, you cannot make a partial or full surrender of the annuity.

Option 2

Payments Based on Joint Lives: Under this option, income is payable periodically during the joint lifetime of two Key Lives, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the survivor’s death. No minimum number of payments is guaranteed under this option. It is possible that only one payment will be payable if the death of all the key lives occurs before the date the second payment was due, and no other payments or death benefits would be payable. Under this option, you cannot make a partial or full surrender of the annuity.

Option 3

Payments for Life with a Certain Period: Under this option, income is payable until the death of the Key Life. However, if the Key Life dies before the end of the period selected (5, 10 or 15 years), the remaining payments are paid to the Beneficiary until the end of such period. Under this option, you cannot make a partial or full surrender of the annuity. If this Annuity is issued as a Qualified Annuity contract and annuity payments begin after age 92, then this option will be modified to permit a period certain that will end no later than the life expectancy of the annuitant defined under the IRS Required Minimum Distribution tables.

Option 4

Fixed Payments for a Certain Period: Under this option, income is payable periodically for a specified number of years. If the payee dies before the end of the specified number of years, the remaining payments are paid to the Beneficiary until the end of such period. Note that under this option, payments are not based on any assumptions of life expectancy. Therefore, that portion of the Insurance Charge assessed to cover the risk that Key Lives outlive our expectations provides no benefit to an Owner selecting this option. Under this option, you cannot make a partial or full surrender of the annuity.

We may make different annuity and settlement options available in the future. We do not guarantee to continue to make available any other option other than the fixed annuity payment options set forth in your contract.

HOW AND WHEN DO I CHOOSE THE ANNUITY PAYMENT OPTION?

Unless prohibited by law, we require that you elect either a life annuity or an annuity with a certain period of at least 5 years if any CDSC would apply were you to surrender your Annuity on the Annuity Date. Certain annuity payment options may not be available if your Annuity Date occurs during the period that a CDSC would apply.

You have a right to choose your Annuity Date, provided it is no later than the maximum Annuity Date that may be required by law or under the terms of your Annuity.

For Annuities issued prior to November 20, 2006:

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if you do not provide us with your Annuity Date, a default date for the Annuity Date will be the first day of the calendar month following the later of the Annuitant’s 85th birthday or the fifth anniversary of our receipt of your request to purchase an Annuity; and

■	unless you instruct us otherwise, the annuity payments, where allowed by law, will be calculated on a fixed basis under Option 3, Payments for Life with 10 years certain.

If you choose to defer the Annuity Date beyond the default date, the IRS may not consider your contract to be an annuity under the tax law. If that should occur, all gain in your Annuity at that time will become immediately taxable to you. Further, each subsequent year’s increase in Account Value would be taxable in that year. By choosing to continue to defer after the default date, you will assume the risk that your Annuity will not be considered an annuity for federal income tax purposes.

For Annuities issued on or after November 20, 2006:

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Unless we agree otherwise, the Annuity Date you choose must be no later than the first day of the calendar month coinciding with or next following the later of the oldest Owner’s or Annuitant’s 95th birthday, whichever occurs first, and the fifth anniversary of the Issue Date.

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If you do not provide us with your Annuity Date, the maximum date as described above will be the default date; and, unless you instruct us otherwise, we will pay you the annuity payments and the annuity payments, where allowed by law, will be calculated on a fixed basis under Option 3, Payments for Life with 10 years certain.

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Please note that annuitization essentially involves converting your Account Value to an annuity payment stream, the length of which depends on the terms of the applicable annuity option. Thus, once annuity payments begin, your death benefit is determined solely under the terms of the applicable annuity payment option, and you no longer participate in any optional living benefit (unless you have annuitized under that benefit).

HOW ARE ANNUITY PAYMENTS CALCULATED?

Fixed Annuity Payments

If you choose to receive fixed annuity payments, you will receive equal fixed-dollar payments throughout the period you select. The amount of the fixed payment will vary depending on the annuity payment option and payment frequency you select. Generally, the first annuity payment is determined by multiplying the Account Value, minus any state premium taxes that may apply, by the factor determined from our table of annuity rates. The table of annuity rates differs based on the type of annuity chosen and the frequency of payment selected. Our rates will not be less than our guaranteed minimum rates. These guaranteed minimum rates are derived from the a2000 Individual Annuity Mortality Table with an assumed interest rate of 3% per annum. Where required by law or regulation, such annuity table will have rates that do not differ according to the gender of the Key Life. Otherwise, the rates will differ according to the gender of the Key Life.

Adjustable Annuity Payments

We may make an adjustable annuity payment option available. Adjustable annuity payments are calculated similarly to fixed annuity payments except that on every fifth (5th) anniversary of receiving annuity payments, the annuity payment amount is adjusted upward or downward depending on the rate we are currently crediting to annuity payments. The adjustment in the annuity payment amount does not affect the duration of remaining annuity payments, only the amount of each payment.

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LIVING BENEFITS

DO YOU OFFER BENEFITS DESIGNED TO PROVIDE INVESTMENT PROTECTION FOR OWNERS WHILE THEY ARE ALIVE?

Prudential Annuities offers different optional benefits, for an additional charge, that can provide retirement income protection for Owners while they are alive. Optional benefits are not available if your Annuity is held as a Beneficiary Annuity. Notwithstanding the additional protection provided under the optional Living Benefit, the additional cost has the impact of reducing net performance of the investment options. Each optional benefit offers a distinct type of guarantee of the performance of the Sub-accounts, that may be appropriate for you depending on the manner in which you intend to make use of your Annuity while you are alive. We reserve the right to cease offering any of the living benefits. Depending on which optional benefit you choose, you can have flexibility to invest in the Sub-accounts while:

■	protecting a principal amount from decreases in value as of specified future dates due to investment performance;
■	taking withdrawals with a guarantee that you will be able to withdraw not less than a guaranteed benefit base over time;
■	guaranteeing a minimum amount of growth will be applied to your principal, if it is to be used as the basis for certain types of lifetime income payments or lifetime withdrawals; or
■	providing spousal continuation of certain benefits.

The “living benefits” are as follows:

Guaranteed Return Option Plus II (GRO Plus II)

Highest Daily Guaranteed Return Option II (HD GRO II)

Guaranteed Return Option (GRO) 1

Guaranteed Return Option Plus (GRO Plus) 1

Guaranteed Return Option Plus 2008 (GRO Plus 2008) 1

Highest Daily Guaranteed Return Option (Highest Daily GRO) 1

Guaranteed Minimum Withdrawal Benefit (GMWB) 1

Guaranteed Minimum Income Benefit (GMIB) 1

Lifetime Five Income Benefit and Spousal Lifetime Five Income Benefit 1

Highest Daily Lifetime Five Income Benefit 1

Highest Daily Lifetime Seven Income Benefit 1

Spousal Highest Daily Lifetime Seven Income Benefit 1

Highest Daily Lifetime Seven with Beneficiary Income Option Income Benefit 1

Highest Daily Lifetime Seven with Lifetime Income Accelerator Income Benefit 1

Spousal Highest Daily Lifetime Seven with Beneficiary Income Option Income Benefit 1

Highest Daily Lifetime 7 Plus Income Benefit 1

Spousal Highest Daily Lifetime 7 Plus Income Benefit 1

Highest Daily Lifetime 7 Plus with Beneficiary Income Option Benefit 1

Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator Benefit 1

Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option Benefit 1

Highest Daily Lifetime 6 Plus Income Benefit 1

Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator 1

Spousal Highest Daily Lifetime 6 Plus Income Benefit 1

[1]	No longer available for new elections.

Here is a general description of each kind of living benefit that exists under this Annuity:

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Guaranteed Minimum Accumulation Benefits. The common characteristic of these benefits is that a specified amount of your annuity value is guaranteed at some point in the future. For example, under our Highest Daily GRO II benefit, we make an initial guarantee that your annuity value on the day you start the benefit will not be any less ten years later. If your annuity value is less on that date, we use our own funds to give you the difference. Because the guarantee inherent in the guaranteed minimum accumulation benefit does not take effect until a specified number of years into the future, you should elect such a benefit only if your investment time horizon is of at least that duration. Please note that these guaranteed minimum accumulation benefits require your participation in certain predetermined mathematical formulas that may transfer your Account Value between certain permitted Sub-accounts and a bond portfolio Sub-account (or MVA Fixed Allocations, for certain of the benefits). The portfolio restrictions and the use of each formula may reduce the likelihood that we will be required to make payments to you under the living benefits.

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Guaranteed Minimum Income Benefit or (“GMIB”). As discussed elsewhere in this Prospectus, you have the right under your Annuity to ask us to convert your accumulated annuity value into a series of annuity payments. Generally, the smaller the amount of your annuity value, the smaller the amount of your annuity payments. GMIB addresses this risk, by guaranteeing a certain amount of appreciation in the amount used to produce annuity payments. Thus, even if your annuity value goes down in value, GMIB guarantees that the amount we use to determine the amount of the annuity payments will go up in value by the prescribed amount. You should select GMIB only if you are prepared to delay your annuity payments for the required waiting period and if you anticipate needing annuity payments. This benefit is no longer available for new elections.

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Guaranteed Minimum Withdrawal Benefit or (“GMWB”). This benefit is designed for someone who wants to access the annuity’s value through withdrawals over time, rather than by annuitizing. This benefit guarantees that a specified amount will be available for withdrawal over time, even if the value of the annuity itself has declined. Please note that there is a maximum Annuity Date under your Annuity, by which date annuity payments must commence. This benefit is no longer available for new elections.

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Lifetime Guaranteed Minimum Withdrawal Benefits. These benefits also are designed for someone who wants to access the annuity’s value through withdrawals over time, rather than by annuitizing. These benefits differ, however, in that the withdrawal amounts are guaranteed for life (or until the second to die of spouses). The way that we establish the guaranteed amount that, in turn, determines the amount of the annual lifetime payments varies among these benefits. Under our Highest Daily Lifetime 6 Plus benefit, for example, the guaranteed amount generally is equal to your highest daily Account Value, appreciated at six percent annually. Please note that there is a maximum Annuity Date under your Annuity, by which date annuity payments must commence. Certain of these benefits are no longer available for new elections. Under any of the Guaranteed Lifetime Withdrawal Benefits (e.g., Highest Daily Lifetime 6 Plus), withdrawals in excess of the Annual Income Amount, called “Excess Income,” will result in a permanent reduction in future guaranteed withdrawal amounts. If you purchased your contract in New York and wish to withdraw Excess Income but are uncertain how it will impact your future guaranteed withdrawal amounts, you may contact us prior to requesting the withdrawal to obtain a personalized, transaction-specific calculation showing the effect of taking the withdrawal.

Finally, please note that certain of these benefits require your participation in a predetermined mathematical formula that may transfer your Account Value between certain permitted Sub-accounts and a bond portfolio Sub-account (or the general account, for one of the benefits). Although not guaranteed, the optional living benefit investment requirements and the applicable formula are designed to reduce the difference between your Account Value and our liability under the benefit. Minimizing such difference generally benefits us by decreasing the risk that we will use our own assets to make benefit payments to you. Though the investment requirements and formulas are designed to reduce risk, they do not guarantee any appreciation of your Account Value. In fact, they could mean that you miss appreciation opportunities in other investment options. We are not providing you with investment advice through the use of any of the formulas. In addition, the formulas do not constitute an investment strategy that we are recommending to you.

In general, with respect to our lifetime guaranteed withdrawal benefits (e.g., Highest Daily Lifetime 6 Plus), please be aware that although a given withdrawal may qualify as a free withdrawal for purposes of not incurring a CDSC, the amount of the withdrawal could exceed the Annual Income Amount under the benefit and thus be deemed “Excess Income” – thereby reducing your Annual Income Amount for future years.

Please refer to the benefit descriptions that follow for a complete description of the terms, conditions and limitations of each optional benefit. Investment restrictions apply if you elect certain optional living benefits. See the chart in the “Investment Options” section of the Prospectus for a list of investment options available and permitted with each benefit. We reserve the right to terminate this benefit if you allocate funds into non-permitted Investment Options. You should consult with your Financial Professional to determine if any of these optional benefits may be appropriate for you based on your financial needs. There are many factors to consider, but we note that among them you may want to evaluate the tax implications of these different approaches to meeting your needs, both between these benefits and in comparison to other potential solutions to your needs (e.g., comparing the tax implications of the withdrawal benefit and annuity payments and comparing annuity benefits with benefits of other products).

Termination of Existing Benefits and Election of New Benefits

If you currently own an Annuity with an optional living benefit that is terminable, you may terminate the benefit rider and elect one of the currently available benefits, subject to availability of the benefit at that time and our then current rules. There is currently no waiting period (you may elect a new benefit beginning on the next Valuation Day) to elect any living benefit once a living benefit is terminated provided that the benefit being elected is available for election post-issue. We reserve the right to waive, change and/or further limit availability and election frequencies in the future. Check with your Financial Professional regarding the availability of re-electing or electing a benefit and any waiting period. The benefit you re-elect or elect may be more expensive than the benefit you are terminating. Note that once you terminate an existing benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. You should carefully consider whether terminating your existing benefit and electing a new benefit is appropriate for you.

Certain living benefits involve your participation in a pre-determined mathematical formula that may transfer your Account Value between the Sub-accounts you have chosen and certain bond portfolio Sub-accounts of AST and/or our general account. The formulas may differ among the living benefits that employ a formula. Such different formulas may result in different transfers of Account Value over time.

Prior to a recent Supreme Court decision, and consistent with Section 3 of the federal Defense of Marriage Act (“DOMA”), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in United States v. Windsor, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing for federal law purposes a valid same sex marriage. The Windsor decision means that the favorable tax benefits afforded by the federal tax law to an opposite sex spouse under the Internal Revenue Code (IRC) are now available to a same sex spouse.

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On August 29, 2013, the Internal Revenue Service (“IRS”) issued guidance on its position regarding same sex marriages for federal tax purposes. If a couple is married in a jurisdiction (including a foreign country) that recognizes same sex marriages, that marriage will be recognized for all federal tax purposes regardless of the law in the jurisdiction where they reside. However, the IRS did not recognize civil unions and registered domestic partnerships as marriages for federal tax purposes. Currently, if a state does not recognize a civil union or a registered domestic partnership as a marriage, it is not a marriage for federal tax purposes.

There are several unanswered questions regarding the scope and impact of the Windsor case both as to the application of federal and state tax law. Absent further guidance from a state to the contrary, we will tax report and withhold at the state level consistent with the characterization of a given transaction under federal tax law (for example, a tax free rollover).

Please consult with your tax or legal advisor before electing the Spousal Benefit for a same sex spouse or civil union partner.

GUARANTEED RETURN OPTION PLUS II (GRO Plus II)

You can elect this benefit on the Issue Date of your Annuity, or at any time thereafter if available. In addition, you may cancel GRO Plus II and then re-elect the benefit beginning on the next Valuation Day if available, provided that your Account Value is allocated as required by the benefit and you otherwise meet our eligibility rules. If you cancel the benefit, you lose all guarantees that you had accumulated under the benefit. The initial guarantee under the newly-elected benefit will be based on your current Account Value at the time the new benefit becomes effective on your Annuity. GRO Plus II is not available if you participate in any other optional living benefit. However, GRO Plus II may be elected together with any optional death benefit, other than the Highest Daily Value Death Benefit. As detailed below under “Key Feature – Allocation of Account Value”, your participation in this benefit among other things entails your participation in a program that, as dictated by a predetermined mathematical formula, may transfer your Account Value between your elected Sub-accounts and an AST bond portfolio Sub-account.

Under GRO Plus II, we guarantee that the Account Value on the date that the benefit is added to your Annuity (adjusted for subsequent purchase payments and withdrawals as detailed below) will not be any less than that original value on the seventh anniversary of benefit election and each anniversary thereafter. We refer to this initial guarantee as the “base guarantee.” In addition to the base guarantee, GRO Plus II offers the possibility of an enhanced guarantee. You may “manually” lock in an enhanced guarantee once per “benefit year” (i.e., a year beginning on the date you acquired the benefit and each anniversary thereafter) if your Account Value on that Valuation Day exceeds the amount of any outstanding base guarantee or enhanced guarantee. If you elect to manually lock-in an enhanced guarantee on an anniversary of the effective date of the benefit, that lock-in will not count toward the one elective manual lock-in you may make each benefit year. We guarantee that the Account Value locked-in by that enhanced guarantee will not be any less seven years later, and each anniversary of that date thereafter. In addition, you may elect an automatic enhanced guarantee feature under which, if your Account Value on a benefit anniversary exceeds the highest existing guarantee by 7% or more, we guarantee that such Account Value will not be any less seven benefit anniversaries later and each benefit anniversary thereafter. You may maintain only one enhanced guarantee in addition to your base guarantee. Thus, when a new enhanced guarantee is created, it cancels any existing enhanced guarantee. However, the fact that an enhanced guarantee was effected automatically on a benefit anniversary does not prevent you from “manually” locking-in an enhanced guarantee during the ensuing benefit year. Conversely, the fact that you “manually” locked in an enhanced guarantee does not preclude the possibility of an automatic enhanced guarantee on the subsequent benefit anniversary. Please note that upon creation of a new enhanced guarantee, an immediate transfer to an AST bond portfolio Sub-account (which is used as part of this benefit) may occur depending on the discount rate (as described below) used to determine the present value of each of your guarantees. You may elect to terminate an enhanced guarantee without also terminating the base guarantee. If you do, any amounts held in the AST bond portfolio Sub-account with respect to that enhanced guarantee will be transferred to your other Sub-accounts in accordance with your most recent allocation instructions (see below “Key Feature – Allocation of Account Value”). Amounts held in an AST bond portfolio Sub-account with respect to the base guarantee will not be transferred as a result of the termination of an enhanced guarantee. You may not lock in an enhanced guarantee, either manually or through our optional automatic program, within seven years of the date by which annuity payments must commence under the terms of your Annuity (please see “How and When Do I Choose The Annuity Payment Option?” for further information on your maximum Annuity Date). The inability to lock in an enhanced guarantee referenced in the immediately preceding sentence also applies to a new Owner who has acquired the Annuity from the original Owner.

In general, we refer to a date on which the Account Value is guaranteed to be present as the “maturity date”. If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the AST bond portfolio Sub-account used with this benefit and described below) in accordance with your most recent allocation instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts on a pro rata basis, unless your Account Value is being allocated according to an asset allocation program, in such case your Account Value will be transferred according to the program. The guarantees provided by the benefit exist only on the applicable maturity date(s). However, due to the ongoing monitoring of your Account Value, and the transfer of Account Value to support our future guarantees, the benefit may provide some protection from significant Sub-account losses. For this same reason, the benefit may limit your ability to benefit from Sub-account increases while it is in effect.

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We increase both the base guarantee and any enhanced guarantee by the amount of each Purchase Payment (including any associated purchase Credits) made subsequent to the date that the guarantee was established. For example, if the effective date of the benefit was January 1, 2010 and the Account Value was $100,000 on that date, then a $30,000 Purchase Payment made on March 30, 2011 would increase the base guarantee amount to $130,000.

If you make a withdrawal (including any CDSC), we effect a proportional reduction to each existing guarantee amount. We calculate a proportional reduction by reducing each existing guarantee amount by the percentage represented by the ratio of the withdrawal amount (including any CDSC) to your Account Value immediately prior to the withdrawal.

If you make a withdrawal, we will deduct the withdrawal amount pro rata from each of your Sub-accounts (including the AST bond portfolio Sub-account used with this benefit).

Any partial withdrawal for payment of any third party investment advisory service will be treated as a withdrawal, and will reduce each guarantee amount proportionally, in the manner indicated above.

EXAMPLE

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of a withdrawal on each guarantee amount under this benefit.

Assume the following:

■	The Issue Date is December 1, 2010
■	The benefit is elected on December 1, 2010
■	The Account Value on December 1, 2010 is $200,000, which results in a base guarantee of $200,000
■	An enhanced guarantee amount of $300,000 is locked in on December 1, 2011
■	The Account Value immediately prior to the withdrawal is equal to $300,000
■

For purposes of simplifying these assumptions, we assume hypothetically that no CDSC is applicable (in general, a CDSC could be inapplicable based on the Free Withdrawal provision, if the withdrawal was within the CDSC period)

If a withdrawal of $50,000 is taken on December 15, 2011, all guarantee amounts will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

Here is the calculation (figures are rounded):

Withdrawal Amount	$50,000
Divided by Account Value before withdrawal	$300,000
Equals ratio	16.67%
All guarantees will be reduced by the above ratio (16.67%)
Base guarantee amount	$166,667
Enhanced guarantee amount	$250,000

Key Feature – Allocation of Account Value

We limit the Sub-accounts to which you may allocate Account Value if you elect GRO Plus II. For purposes of this benefit, we refer to those permitted investment options (other than the required bond portfolio Sub-accounts discussed below) as the “Permitted Sub-accounts.”

GRO Plus II uses a predetermined mathematical formula to help manage your guarantees through all market cycles. Because the formula is made part of your Rider schedule supplement, the formula applicable to you may not be altered once you elect the benefit. However, subject to regulatory approval, we do reserve the right to amend the formula for newly-issued Annuities that elect or re-elect GRO Plus II and for existing Annuities that elect the benefit post-issue. This required formula helps us manage our financial exposure under GRO Plus II, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve the value of these assets, by transferring them to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to the Sub-accounts corresponding to these bond portfolios collectively as the “AST bond portfolio Sub-accounts”. The formula also contemplates the transfer of Account Value from an AST bond portfolio Sub-account to the other Sub-accounts in certain other scenarios. The formula is set forth in Appendix N of this prospectus, and applies to both (a) GRO Plus II and (b) elections of HD GRO II made prior to July 16, 2010. A summary description of each AST bond portfolio Sub-account appears within the section entitled “What Are The Investment Objectives and Policies Of The Portfolios?”. You can find a copy of the AST bond portfolio prospectus by going to www.prudentialannuities.com.

For purposes of operating the GRO Plus II formula, we have included within this Annuity several AST bond portfolio Sub-accounts. Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2020, an AST bond portfolio whose underlying

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investments generally mature in 2021, and so forth. As discussed below, the formula determines the appropriate AST bond portfolio Sub-Account to which Account Value is transferred. We will introduce new AST bond portfolio Sub-accounts in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit (and the Highest Daily GRO benefits). If you have elected GRO Plus II, you may have Account Value allocated to an AST bond portfolio Sub-account only by operation of the predetermined mathematical formula, and thus you may not allocate purchase payments to or make transfers to or from such a Sub-account. Please see the prospectus for the Advanced Series Trust for more information about each AST bond portfolio used with this benefit.

Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. On any day a transfer into or out of the AST bond portfolio Sub-account is made the formula may dictate that a transfer out of one AST bond portfolio Sub-account be made into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the “current liability”, as described below. As indicated, the AST bond portfolio Sub-accounts are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, in accordance with the formula applicable to you under the benefit, we determine which AST bond portfolio Sub-account your Account Value is transferred to, and under what circumstances a transfer is made. Please note that upon creation of a new enhanced guarantee, an immediate transfer to the AST Bond Portfolio Sub-account associated with the “current liability” may occur, depending on the discount rate (as described in the next paragraph) used to determine the present value of each of your guarantees. As such, a low discount rate could cause a transfer of Account Value into an AST bond portfolio Sub-account, despite the fact that your Account Value had increased.

In general, the formula works as follows. On each Valuation Day, the formula automatically performs an analysis with respect to each guarantee that is outstanding. For each outstanding guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable “discount rate”, would equal the applicable guarantee amount on the maturity date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing that interest rate by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the “current liability” in the formula. The formula compares the current liability to the amount of your Account Value held within the AST bond portfolio Sub-account and to your Account Value held within the Permitted Sub-accounts. If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount held within the Permitted Sub-accounts, exceeds an upper target value (currently, 85%), then the formula will make a transfer into the AST bond portfolio Sub-account, in the amount dictated by the formula (subject to the 90% cap discussed below). If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount within your other Sub-accounts, is less than a lower target value (currently, 79%), then the formula will transfer Account Value within the AST bond portfolio Sub-account into the Permitted Sub-accounts in the amount dictated by the formula.

The formula will not execute a transfer to the AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the AST bond portfolio Sub-account (“90% cap”). Thus, on any Valuation Day, if the formula would require a transfer to the AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the AST bond portfolio Sub-account will not be made (regardless of the performance of the AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST bond portfolio Sub-account. Once this transfer occurs out of the AST bond portfolio Sub-account, future amounts may be transferred to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have elected, your Account Value could be more than 90% invested in the AST bond portfolio Sub-account. If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST bond portfolio Sub-account at least until there is first a transfer out of the AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the AST bond portfolio Sub-account (at least until there is first a transfer out of the AST bond portfolio Sub-account).

For example,

■

March 19, 2010 – a transfer is made to the AST bond portfolio Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

■

March 20, 2010 – you make an additional purchase payment of $10,000. No transfers have been made from the AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2010.

■

On March 20, 2010 (and at least until first a transfer is made out of the AST bond portfolio Sub-account under the formula) – the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST bond portfolio

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Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the AST bond portfolio Sub-account).
■

Once there is a transfer out of the AST bond portfolio Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST bond portfolio Sub-account as dictated by the formula.

As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees, as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts. Therefore, at any given time, some, none, or most of your Account Value may be allocated to the AST bond portfolio Sub-accounts.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST bond portfolio Sub-accounts pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

■	The difference between your Account Value and your guarantee amount(s);
■	The amount of time until the maturity of your guarantee(s);
■	The amount invested in, and the performance of, the Permitted Sub-accounts;
■	The amount invested in, and the performance of, the AST bond portfolio Sub-accounts;
■	The discount rate used to determine the present value of your guarantee(s);
■	Additional purchase payments, if any, that you make to the Annuity; and
■	Withdrawals, if any, taken from the Annuity.

Any amounts invested in the AST bond portfolio Sub-accounts will affect your ability to participate in a subsequent market recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the market recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected. The AST bond portfolio Sub-accounts are available only with these benefits, and you may not allocate purchase payments to or transfer Account Value to or from the AST bond portfolio Sub-accounts.

Transfers under the formula do not impact any guarantees under the benefit that have already been locked-in.

Election/Cancellation of the Benefit

GRO Plus II can be elected on the Issue Date of your Annuity, or on any Valuation Day thereafter, provided that your Account Value is allocated in a manner permitted with the benefit and that you otherwise meet our eligibility rules. You may elect GRO Plus II only if the oldest of the Owner and Annuitant is 84 or younger on the date of election (80 or younger, in New York). If you currently participate in a living benefit that may be cancelled, you may terminate that benefit at any time and elect GRO Plus II. However you will lose all guarantees that you had accumulated under those benefits. The base guarantee under GRO Plus II will be based on your current Account Value at the time the new benefit becomes effective on your Annuity.

GRO Plus II will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or (d) upon full surrender of the Annuity. If you elect to terminate the benefit, GRO Plus II will no longer provide any guarantees. The charge for the GRO Plus II benefit will no longer be deducted from your Account Value upon termination of the benefit.

If you wish, you may cancel the GRO Plus II benefit. You may also cancel an enhanced guarantee, but leave the base guarantee intact. Upon cancellation, you may elect any other currently available living benefit beginning on the next Valuation Day after you have cancelled the GRO Plus II benefit, provided that your Account Value is allocated in a manner permitted with the benefit and that you otherwise meet our eligibility rules. Upon cancellation of the GRO Plus II benefit, any Account Value allocated to the AST bond portfolio Sub-account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro rata (i.e., in direct proportion to your current allocations). Upon your re-election of GRO Plus II, Account Value may be transferred between the AST bond portfolio Sub-accounts and the Permitted Sub-accounts according to the predetermined mathematical formula (see “Key Feature – Allocation of Account Value” above for more details). It is possible that over time the formula could transfer some, none, or most of the Account Value to the AST bond portfolio Sub-accounts under GRO Plus II. You also should be aware that upon cancellation of the GRO Plus II benefit, you will lose all guarantees that you had accumulated under the benefit. Thus, the guarantees under any newly-elected benefit will be based on your current Account Value at benefit effectiveness. The benefit you elect or re-elect may be more expensive than

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the benefit you cancel. Once the GRO Plus II benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the GRO Plus II benefit provided that the benefit you are looking to elect is available on a post-issue basis.

Special Considerations under GRO Plus II

This benefit is subject to certain rules and restrictions, including, but not limited to the following:

■

Upon inception of the benefit, 100% of your Account Value must be allocated to the Permitted Sub-accounts. The Permitted Sub-accounts are those described in the Investment Options section of this prospectus. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.

■	Transfers to and from your elected Sub-accounts and an AST bond portfolio Sub-account will not count toward the maximum number of free transfers allowable under the Annuity.
■	Any amounts applied to your Account Value by us on a maturity date will not be treated as “investment in the contract” for income tax purposes.
■	As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.
■

We currently limit the Sub-accounts to which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

■

If you elect this benefit, and in connection with that election you are required to reallocate to different investment options permitted under this benefit, then on the Valuation Day on which we receive your request in Good Order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in the permitted investment options that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

Charges under the Benefit

We deduct an annualized charge equal to 0.60% of the average daily net assets of the Sub-accounts (including any AST bond portfolio Sub-account) for participation in the GRO Plus II benefit. The annual charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on a maturity date is less than the amount guaranteed and (b) administration of the benefit. You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.

HIGHEST DAILY GUARANTEED RETURN OPTION II (HD GRO II)

You can elect this benefit on the Issue Date of your Annuity, or at any time thereafter if available. In addition, you may cancel HD GRO II and then re-elect the benefit beginning on the next Valuation Day if available, provided that your Account Value is allocated as required by the benefit and that you otherwise meet our eligibility rules. If you cancel the benefit, you lose all guarantees that you had accumulated under the benefit. The initial guarantee under the newly-elected benefit will be based on your current Account Value at the time the new benefit becomes effective on your Annuity. HD GRO II is not available if you participate in any other living benefit. However, HD GRO II may be elected together with any optional death benefit, other than the Highest Daily Value Death Benefit. As detailed below under “Key Feature – Allocation of Account Value”, your participation in this benefit among other things entails your participation in a program that, as dictated by a predetermined mathematical formula, may transfer your Account Value between your elected Sub-accounts and an AST bond portfolio Sub-account.

HD GRO II creates a series of separate guarantees, each of which is based on the highest Account Value attained on a day during the applicable time period. As each year of your participation in the benefit passes, we create a new guarantee. Each guarantee then remains in existence until the date on which it matures (unless the benefit terminates sooner). We refer to each date on which the specified Account Value is guaranteed as the “maturity date” for that guarantee. HD GRO II will not create a guarantee if the maturity date of that guarantee would extend beyond the date by which annuity payments must commence under the terms of your Annuity. This is true even with respect to a new Owner who has acquired the Annuity from the original Owner.

The guarantees provided by the benefit exist only on the applicable maturity date(s). However, due to the ongoing monitoring of your Account Value, and the transfer of Account Value to support our future guarantees, the benefit may provide some protection from significant Sub-account losses. For this same reason, the benefit may limit your ability to benefit from Sub-account increases while it is in effect.

The initial guarantee is created on the day that the HD GRO II benefit is added to your Annuity. We guarantee that your Account Value on the tenth anniversary of that day (we refer to each such anniversary as a “benefit anniversary”) will not be less than your Account Value on the day that the HD GRO II benefit was added or re-added to your Annuity. Each benefit anniversary thereafter, we create a new guarantee. With respect to each such subsequent guarantee, we identify the highest Account Value that occurred between the date of that benefit anniversary and the date on which HD GRO II was added to your Annuity. We guarantee that your

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Account Value ten years after that benefit anniversary will be no less than the highest daily Account Value that occurred during that time period. The following example illustrates the time period over which we identify the highest daily Account Value for purposes of each subsequent guarantee under the benefit. If the date of benefit election were January 1, 2010, we would create a guarantee on January 1, 2014 based on the highest Account Value achieved between January 1, 2010 and January 1, 2014, and that guarantee would mature on January 1, 2024. As described below, we adjust each of the guarantee amounts for purchase payments and withdrawals.

If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the AST bond portfolio Sub-account used with this benefit and described below) in accordance with your most recent allocations instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts on a pro rata basis, unless your Account Value is being allocated according to an asset allocation program, in such case your Account Value will be transferred according to the program.

We increase the amount of each guarantee that has not yet reached its maturity date, as well as the highest daily Account Value that we calculate to establish a guarantee, by the amount of each Purchase Payment (including any associated purchase Credits) made prior to the applicable maturity date. For example, if the effective date of the benefit was January 1, 2010, and there was an initial guaranteed amount that was set at $100,000 maturing January 1, 2020, and a second guaranteed amount that was set at $120,000 maturing January 1, 2021, then a $30,000 Purchase Payment made on March 30, 2011 would increase the guaranteed amounts to $130,000 and $150,000, respectively.

If you make a withdrawal (including any CDSC), we effect a proportional reduction to each existing guarantee amount. We calculate a proportional reduction by reducing each existing guarantee amount by the percentage represented by the ratio of the withdrawal amount (including any CDSC) to your Account Value immediately prior to the withdrawal.

If you make a withdrawal, we will deduct the withdrawal amount pro rata from each of your Sub-accounts (including the AST bond portfolio Sub-account used with this benefit).

Any partial withdrawal for payment of any third party investment advisory service will be treated as a withdrawal, and will reduce each guarantee amount proportionally, in the manner indicated above.

EXAMPLE

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of a withdrawal on each guarantee amount under this benefit.

Assume the following:

■	The Issue Date is December 1, 2010
■	The benefit is elected on December 1, 2010
■	The Account Value on December 1, 2010 is $200,000, which results in an initial guarantee of $200,000
■	An additional guarantee amount of $300,000 is locked in on December 1, 2011
■	The Account Value immediately prior to the withdrawal is equal to $300,000
■

For purposes of simplifying these assumptions, we assume hypothetically that no CDSC is applicable (in general, a CDSC could be inapplicable based on the Free Withdrawal provision, if the withdrawal was within the CDSC period)

If a withdrawal of $50,000 is taken on December 15, 2011, all guarantee amounts will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

Here is the calculation (figures are rounded):

Withdrawal Amount	$50,000
Divided by Account Value before withdrawal	$300,000
Equals ratio	16.67%
All guarantees will be reduced by the above ratio (16.67%)
Initial guarantee amount	$166,667
Additional guarantee amount	$250,000

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Key Feature – Allocation of Account Value

We limit the Sub-accounts to which you may allocate Account Value if you elect HD GRO II. For purposes of this benefit, we refer to those permitted investment options (other than the AST bond portfolio used with this benefit) as the “Permitted Sub-accounts”.

HD GRO II uses a predetermined mathematical formula to help manage your guarantees through all market cycles. The formula applicable to you may not be altered once you elect the benefit. However, subject to regulatory approval, we do reserve the right to amend the formula for existing Annuities that elect the benefit post-issue. This required formula helps us manage our financial exposure under HD GRO II, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve Account Value, by transferring it to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to the Sub-accounts corresponding to these bond portfolios collectively as the “AST bond portfolio Sub-accounts”. The formula also contemplates the transfer of Account Value from an AST bond portfolio Sub-account to the other Sub-accounts. The formula is set forth in Appendix P of this prospectus. A summary description of each AST bond portfolio Sub-account appears within the prospectus section entitled “Investment Options”. In addition, you can find a copy of the AST bond portfolio prospectus by going to www.prudentialannuities.com.

For purposes of operating the HD GRO II formula, we have included within each Annuity several AST bond portfolio Sub-accounts. Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2020, an AST bond portfolio whose underlying investments generally mature in 2021, and so forth. As discussed below, the formula determines the appropriate AST bond portfolio Sub-account to which Account Value is transferred. We will introduce new AST bond portfolio Sub-accounts in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit. If you have elected HD GRO II, you may have Account Value allocated to an AST bond portfolio Sub-account only by operation of the formula, and thus you may not allocate Purchase Payments to or make transfers to or from an AST bond portfolio Sub-account.

Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. The formula determines the appropriate AST bond portfolio Sub-account to which Account Value is transferred. On any day a transfer into or out of the AST bond portfolio Sub-account is made the formula may dictate that a transfer out of one AST bond portfolio Sub-account be made into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the “current liability”, as described below. As indicated, the formula and AST bond portfolio Sub-accounts are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, the applicable formula under the benefit determines which AST bond portfolio Sub-account your Account Value is transferred to, and under what circumstances a transfer is made.

In general, the formula works as follows. Under the formula, Account Value transfers between the “Permitted Sub-accounts” and an AST bond portfolio Sub-account when dictated. On each Valuation Day, including the effective date of the benefit, the pre-determined mathematical formula is used to compare your Account Value to an amount based on the guarantees provided under the benefit. The formula determines whether a transfer occurs based, among other things, on an identification of the outstanding guarantee that has the largest present value. Based on the formula, a determination is made as to whether any portion of your Account Value is to be transferred to or from the AST bond portfolio Sub-account. In identifying those guarantees, we consider each guarantee that already has been set (i.e., on a benefit anniversary), as well as an amount that we refer to as the “Projected Future Guarantee.” The “Projected Future Guarantee” is an amount equal to the highest Account Value (adjusted for withdrawals, additional Purchase Payments, and any associated Credits as described in the section of the prospectus concerning HD GRO II) within the current benefit year that would result in a new guarantee. For the Projected Future Guarantee, the assumed guarantee period begins on the current Valuation Day and ends 10 years from the next anniversary of the effective date of the benefit. As such, a Projected Future Guarantee could cause a transfer of Account Value into an AST bond portfolio Sub-account. We only calculate a Projected Future Guarantee if the assumed guarantee period associated with that Projected Future Guarantee does not extend beyond the latest Annuity Date applicable to the Annuity. The amount that is transferred to and from the AST bond portfolio Sub-accounts pursuant to the formula depends upon the factors set forth in the seven bullet points below, some of which relate to the guarantee amount(s), including the Projected Future Guarantee.

For each outstanding guarantee and the Projected Future Guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable “discount rate”, would equal the applicable guarantee amount on the Maturity Date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing that interest rate by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the “current liability” in the formula. The formula compares the current liability to the amount of your Account Value held within the AST bond portfolio Sub-account and to your Account Value held within the Permitted Sub-accounts. If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount held within the Permitted Sub-accounts, exceeds an upper target value (currently, 85%), then the formula will make a transfer into the AST bond portfolio Sub-account, in the amount dictated by the formula (subject to the 90% cap feature discussed below). If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and

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divided by the amount within the Permitted Sub-accounts, is less than a lower target value (currently, 79%), then the formula will transfer Account Value from the AST bond portfolio Sub-account into the Permitted Sub-accounts, in the amount dictated by the formula.

The formula will not execute a transfer to the AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the AST bond portfolio Sub-account (“90% cap”). Thus, on any Valuation Day, if the formula would require a transfer to the AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the AST bond portfolio Sub-account will not be made (regardless of the performance of the AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST bond portfolio Sub-account. Once this transfer occurs out of the AST bond portfolio Sub-account, future amounts may be transferred to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the AST bond portfolio Sub-account. If you make additional Purchase Payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional Purchase Payments to the AST bond portfolio Sub-account at least until there is first a transfer out of the AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional Purchase Payments you make, less than 90% of your entire Account Value is allocated to the AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the AST bond portfolio Sub-account (at least until there is first a transfer out of the AST bond portfolio Sub-account).

For example,

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March 17, 2011 – a transfer is made to the AST bond portfolio Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

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March 18, 2011 – you make an additional Purchase Payment of $10,000. No transfers have been made from the AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 17, 2011.

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On March 18, 2011 (and at least until first a transfer is made out of the AST bond portfolio Sub-account under the formula) – the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the AST bond portfolio Sub-account).

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Once there is a transfer out of the AST bond portfolio Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into and out of effect multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST bond portfolio Sub-account as dictated by the formula.

As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts. Therefore, at any given time, some, none, or most of your Account Value may be allocated to the AST bond portfolio Sub-accounts.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST bond portfolio Sub-accounts pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

■	The difference between your Account Value and your guarantee amount(s);
■	The amount of time until the maturity of your guarantee(s);
■	The amount invested in, and the performance of, the Permitted Sub-accounts;
■	The amount invested in, and the performance of, the AST bond portfolio Sub-accounts;
■	The discount rate used to determine the present value of your guarantee(s);
■	Additional Purchase Payments, if any, that you make to the Annuity; and
■	Withdrawals, if any, taken from the Annuity.

Any amounts invested in the AST bond portfolio Sub-accounts will affect your ability to participate in a subsequent market recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the market recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected.

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The AST bond portfolio Sub-accounts are available only with certain optional living benefits, and you may not allocate Purchase Payments to or transfer Account Value to or from the AST bond portfolio Sub-accounts.

Transfers under the formula do not impact any guarantees under the benefit that have already been locked-in.

Election/Cancellation of the Benefit

HD GRO II can be elected on the Issue Date of your Annuity, or on any Valuation Day thereafter, provided that your Account Value is allocated in a manner permitted with the benefit and you otherwise meet our eligibility requirements. You may elect HD GRO II only if the oldest of the Owner and Annuitant is 84 or younger on the date of election (80 or younger, in New York). If you currently participate in a living benefit that may be cancelled, you may terminate that benefit at any time and elect HD GRO II. However you will lose all guarantees that you had accumulated under the previous benefit. The initial guarantee under HD GRO II will be based on your current Account Value at the time the new benefit becomes effective on your Annuity.

HD GRO II will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or (d) upon full surrender of the Annuity. If you elect to terminate the benefit, HD GRO II will no longer provide any guarantees. The charge for the HD GRO II benefit will no longer be deducted from your Account Value upon termination of the benefit.

If you wish, you may cancel the HD GRO II benefit. You may then elect any other currently available living benefit beginning on the next Valuation Day after you have cancelled the HD GRO II benefit, provided that your Account Value is allocated in the manner permitted with the benefit and you otherwise meet our eligibility requirements. Upon cancellation of the HD GRO II benefit, any Account Value allocated to the AST bond portfolio Sub-accounts used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro-rata (i.e., in direct proportion to your current allocations). Upon your re-election of HD GRO II, Account Value may be transferred between the AST bond portfolio Sub-accounts and the other Sub-accounts according to the predetermined mathematical formula (see “Key Feature – Allocation of Account Value” section for more details). It is possible that over time the formula could transfer some, most, or none of the Account Value to the AST bond portfolio Sub-accounts under the newly-elected benefit. You also should be aware that upon cancellation of the HD GRO II benefit, you will lose all guarantees that you had accumulated under the benefit. Thus, the guarantees under your newly-elected benefit will be based on your current Account Value at the time the new benefit becomes effective. The benefit you elect or re-elect may be more expensive than the benefit you cancel.

Special Considerations under HD GRO II

This benefit is subject to certain rules and restrictions, including, but not limited to the following:

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Upon inception of the benefit, 100% of your Account Value must be allocated to the Permitted Sub-accounts. The Permitted Sub-accounts are those described in the Investment Option section of the prospectus. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.

■	Transfers to and from your elected Sub-accounts and an AST bond portfolio Sub-account will not count toward the maximum number of free transfers allowable under the Annuity.
■	Any amounts applied to your Account Value by us on a maturity date will not be treated as “investment in the contract” for income tax purposes.
■	As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.
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We currently limit the Sub-accounts to which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

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If you elect this benefit, and in connection with that election you are required to reallocate to different investment options permitted under this benefit, then on the Valuation Day on which we receive your request in Good Order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in the permitted investment options that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. The protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

Charges under the Benefit

We deduct an annualized charge equal to 0.60% of the average daily net assets of the Sub-accounts (including any AST bond portfolio Sub-account) for participation in the HD GRO II benefit. The annual charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed and (b) administration of the benefit. You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.

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GUARANTEED RETURN OPTION PLUSSM (GRO PlusSM)

GRO Plus is no longer available for election.

GRO Plus is an optional benefit that, after a seven-year period following commencement of the benefit (we refer to the end of that period and any applicable subsequent period as the “maturity date”) and on each anniversary of the maturity date thereafter while the benefit remains in effect, guarantees your Account Value will not be less than your Account Value on the effective date of your benefit (called the “Protected Principal Value”). The benefit also offers you the opportunity to elect a second, enhanced guaranteed amount at a later date if your Account Value has increased, while preserving the guaranteed amount established on the effective date of your benefit. The enhanced guaranteed amount (called the “Enhanced Protected Principal Value”) guarantees that, after a separate period following election of the enhanced guarantee and on each anniversary thereafter while this enhanced guarantee amount remains in effect, your Account Value will not be less than your Account Value on the effective date of your election of the enhanced guarantee. If the maturity date of any guarantee under GRO Plus is not a Valuation Day, and we are required to contribute an amount to your Account Value with respect to that maturing guarantee, we would contribute such an amount on the next Valuation Day.

The benefit monitors your Account Value daily and, if necessary, systematically transfers amounts between the Sub-accounts you choose and MVA Fixed Allocations used to support the Protected Principal Value(s). The benefit may be appropriate if you wish to protect a principal amount against poor Sub-account performance as of a specific date in the future. There is an additional charge if you elected the Guaranteed Return Option Plus benefit.

The guarantees provided by the benefit exist only on the applicable maturity date(s) and on each anniversary of the maturity date(s) thereafter.

Key Feature – Protected Principal Value/Enhanced Protected Principal Value

The Guaranteed Return Option Plus offers a base guarantee as well as the option of electing an enhanced guarantee at a later date.

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Base Guarantee: Under the base guarantee, Prudential Annuities guarantees that on the maturity date and on each anniversary of the maturity date thereafter that the benefit remains in effect, your Account Value will be no less than the Protected Principal Value. On the maturity date and on each anniversary after the maturity date that the benefit remains in effect, if your Account Value is below the Protected Principal Value, Prudential Annuities will apply additional amounts to your Annuity from its general account to increase your Account Value to be equal to the Protected Principal Value. A subsequent Purchase Payment increases the amount of the base guarantee by the amount of the Purchase Payment (plus any Credits), and withdrawals reduce the base guarantee (as discussed below). Any amounts applied to your Account Value by Prudential Annuities on the maturity date or any anniversary of the maturity date will first be applied to any MVA Fixed Allocations then required to support guarantees due on subsequent maturity dates. We will allocate the remainder to the Sub-accounts pro-rata, based on the Account Value in the Sub-accounts at that time.

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Enhanced Guarantee: On any anniversary following commencement of the benefit, you can establish an enhanced guaranteed amount based on your current Account Value. Under the enhanced guarantee, Prudential Annuities guarantees that at the end of a specified period following the election of the enhanced guarantee (also referred to as its “maturity date”), and on each anniversary of the maturity date thereafter that the enhanced guaranteed amount remains in effect, your Account Value will be no less than the Enhanced Protected Principal Value. You can elect an enhanced guarantee more than once; however, a subsequent election supersedes the prior election of an enhanced guarantee. Election of an enhanced guarantee does not impact the base guarantee. In addition, you may elect an “auto step-up” feature that will automatically create an enhanced guarantee (or increase your enhanced guarantee, if previously elected) on each anniversary of the benefit (and create a new maturity period for the new enhanced guarantee) if the Account Value as of that anniversary exceeds the Protected Principal Value and Enhanced Protected Principal Value by 7% or more. You may also elect to terminate an enhanced guarantee. If you elect to terminate an enhanced guarantee, any amounts held in the MVA Fixed Allocations for the enhanced guarantee will be liquidated, on the Valuation Day the request is processed, (which may result in a market value adjustment), and such amounts will be transferred according to the rules described in “Termination of the Benefit/Enhanced Guarantee”. Termination of an enhanced guarantee will not result in termination of the base guarantee. If you have elected the enhanced guarantee, on the guarantee’s maturity date and on each anniversary of the maturity date thereafter that the enhanced guarantee amount remains in effect, if your Account Value is below the Enhanced Protected Principal Value, Prudential Annuities will apply additional amounts to your Annuity from its general account to increase your Account Value to be equal to the Enhanced Protected Principal Value. A subsequent Purchase Payment increases the amount of an enhanced guarantee by the amount of the Purchase payment (plus any Credits), and withdrawals reduce the enhanced guarantee (as discussed below). Any amounts applied to your Account Value by Prudential Annuities on the maturity date or any anniversary of the maturity date will first be applied to any MVA Fixed Allocations then required to support guarantees due on subsequent maturity dates. We will allocate the remainder to the Sub-accounts pro-rata, based on the Account Value in the Sub-accounts at that time.

If our assumptions are correct and the operations relating to the administration of the benefit work properly, we do not expect that we will need to add additional amounts to your Annuity. The Protected Principal Value is referred to as the “Base Guarantee” and the Enhanced Protected Principal Value is referred to as the “Step-up Guarantee” in the rider we issue for this benefit.

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Withdrawals under your Annuity

Withdrawals from your Annuity, while the benefit is in effect, will reduce the base guarantee under the benefit as well as any enhanced guarantee. Cumulative annual withdrawals up to 5% of the Protected Principal Value as of the effective date of the benefit (adjusted for any subsequent Purchase Payments and, with respect to XT6, any Credits applied to such Purchase Payments) will reduce the applicable guaranteed amount by the actual amount of the withdrawal (referred to as the “dollar-for-dollar limit”). If the amount withdrawn is greater than the dollar-for-dollar limit, the portion of the withdrawal equal to the dollar-for-dollar limit will be treated as described above, and the portion of the withdrawal in excess of the dollar-for-dollar limit will reduce the base guarantee and the enhanced guarantee proportionally, according to the formula as described in the rider for this benefit (see the examples of this calculation below). Withdrawals other than Systematic Withdrawals will be taken pro-rata from the Sub-accounts and any Fixed Allocations. Withdrawals will be subject to all other provisions of your Annuity, including any Contingent Deferred Sales Charge and Market Value Adjustment (which may be positive or negative) that would apply.

Charges for other optional benefits under your Annuity that are deducted as an annual charge in arrears will not reduce the applicable guaranteed amount under the Guaranteed Return Option Plus benefit, however, any partial withdrawals in payment of charges for any third party investment advisory service will be treated as withdrawals and will reduce the applicable guaranteed amount.

The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GRO Plus benefit are October 13, 2004; 2.) an initial Purchase Payment of $250,000 (includes any Credits under XT6); 3.) a base guarantee amount of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for GRO Plus or other fees and charges.

Example 1. Dollar-for-dollar reduction

A $10,000 withdrawal is taken on November 29, 2004 (in the first Annuity Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Dollar-for-dollar Limit:

■	The base guarantee amount is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).
■	The remaining dollar-for-dollar limit (“Remaining Limit”) for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

Example 2. Dollar-for-dollar and proportional reductions

A second $10,000 withdrawal is taken on December 18, 2004 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $180,000. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:

■	the base guarantee amount is first reduced by the Remaining Limit (from $240,000 to $237,500);
■	The result is then further reduced by the ratio of A to B, where:

—	A is the amount withdrawn less the Remaining Limit ($10,000 – $2,500, or $7,500).
—	B is the Account Value less the Remaining Limit ($180,000 – $2,500, or $177,500).

The resulting base guarantee amount is: $237,500 × (1 – $7,500 / $177,500), or $227,464.79.

■	The Remaining Limit is set to zero (0) for the balance of the first Annuity Year.

Example 3. Reset of the Dollar-for-dollar Limit

A $10,000 withdrawal is made on December 19, 2005 (second Annuity Year). The Remaining Limit has been reset to the dollar-for-dollar limit of $12,500. As the amount withdrawn is less than the dollar-for-dollar limit:

■	The base guarantee amount is reduced by the amount withdrawn (i.e., reduced by $10,000, from $227,464.79 to $217,464.79).
■	The Remaining Limit for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

Key Feature – Allocation of Account Value

GRO Plus uses a mathematical formula that we operate to help manage your guarantees through all market cycles. Each Valuation Day, the formula determines if any portion of your Account Value needs to be transferred into or out of the MVA Fixed Allocations, through reference to a “reallocation trigger”. The formula does this by (a) first identifying each guarantee that is outstanding under GRO Plus (b) then discounting the value of each such guarantee to a present value, based on crediting rates associated with the MVA Fixed Allocations, then (c) identifying the largest of such present values. Then, the formula compares the largest present value to both the Account Value and the value of assets allocated to the Sub-accounts to determine whether a transfer into or out of the MVA Fixed Allocations is required. As detailed in the formula, if that largest present value exceeds the Account Value less a percentage of the Sub-account value, a transfer into the MVA Fixed Allocations will occur. Conversely, if the largest present value is less than the Account Value less a percentage of the Sub-account value, a transfer out of the MVA Fixed Allocations will occur. This required formula helps us manage our financial exposure under the benefit, by moving assets to a more stable option (i.e., the MVA Fixed Allocations). The formula is set forth in Appendix K.

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If your Account Value is greater than or equal to the reallocation trigger, then:

■	your Account Value in the Sub-accounts will remain allocated according to your most recent instructions; and
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if a portion of your Account Value is allocated to an MVA Fixed Allocation to support the applicable guaranteed amount, all or a portion of those amounts may be transferred from the MVA Fixed Allocation and re-allocated to the Sub-accounts according to any asset allocation programs (including an Automatic Rebalancing program) established on your Annuity or in the absence of such programs, pro-rata, based on the Account Values in such Sub-accounts at that time; and

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if all of your Account Value is allocated to an MVA Fixed Allocation, then all or a portion of that amount may be transferred from the MVA Fixed Allocation and re-allocated to the Sub-accounts, according to the following hierarchy: (i) first according to any asset allocation program that you may have in effect (ii) if no such program is in effect, then in accordance with any automatic rebalancing program that you may have in effect and (iii) if neither such program is in effect, then to the AST Money Market Sub-account; and

■	a Market Value Adjustment will apply when we reallocate Account Value from an MVA Fixed Allocation to the Sub-accounts, which may result in a decrease or increase in your Account Value.

If your Account Value is less than the reallocation trigger, a portion of your Account Value in the Sub-accounts will be transferred from the Sub-accounts pro-rata according to your allocations to a new MVA Fixed Allocation(s) to support the applicable guaranteed amount. The new MVA Fixed Allocation(s) will have a Guarantee Period equal to the time remaining until the applicable maturity date(s). The Account Value allocated to the new MVA Fixed Allocation(s) will be credited with the fixed interest rate(s) then being credited to a new MVA Fixed Allocation(s) maturing on the applicable maturity date(s) (rounded to the next highest yearly duration). The Account Value will remain invested in each applicable MVA Fixed Allocation until the applicable maturity date unless, at an earlier date, your Account Value is greater than or equal to the reallocation trigger and, therefore, amounts can be transferred to the Sub-accounts while maintaining the guaranteed protection under the benefit.

At any given time, some, none, or all of your Account Value may be allocated to the MVA Fixed Allocations. With respect to any amounts held within the MVA Fixed Allocations, we can give no assurance how long the amounts will reside there or if such amounts will transfer out of the MVA Fixed Allocations. If you make additional Purchase Payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional Purchase Payments may or may not cause the formula to transfer money in or out of the MVA Fixed Allocations. Once the Purchase Payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the MVA Fixed Allocations, if dictated by the formula. The amount of such transfers will vary, as dictated by the formula, and will depend on the factors listed below.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from MVA Fixed Allocations pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

■	The difference between your Account Value (including any Market Value Adjustment) and your Protected Principal Value(s);
■	The amount of time until the maturity of your guarantee(s);
■	The amount invested in, and the performance of, the Sub-accounts;
■	The amount invested in, and interest earned within, the MVA Fixed Allocations;
■	The current crediting rates associated with MVA Fixed Allocations;
■	Additional Purchase Payments, if any, that you make to the Annuity; and
■	Withdrawals, if any, taken from the Annuity.

Any amounts invested in the MVA Fixed Allocations will affect your ability to participate in a subsequent recovery within the Sub-accounts. Conversely, the Account Value may be higher at the beginning of the recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected.

While you are not notified when your Account Value reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the MVA Fixed Allocations.

You may not allocate purchase payments to or transfer Account Value to or from the MVA Fixed Allocations.

Separate Fixed Allocations may be established in support of the Protected Principal Value and the Enhanced Protected Principal Value (if elected). There may also be circumstances when an MVA Fixed Allocation will be established only in support of the Protected Principal Value or the Enhanced Protected Principal Value. If you elect an enhanced guarantee, it is more likely that a portion of your Account Value may be allocated to MVA Fixed Allocations and will remain allocated for a longer period of time to support the Enhanced Protected Principal Value, even during a period of positive Sub-account performance and/or under circumstances where MVA Fixed Allocations would not be necessary to support the Protected Principal Value. Further, there may be circumstances where MVA Fixed Allocations in support of the Protected Principal Value or Enhanced Protected Principal Value are transferred to the Sub-accounts under the formula differently than each other because of the different guarantees they support.

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You should be aware of the following potential ramifications of the formula:

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Transfers of your Account Value can be frequent, and under some scenarios may occur on a daily basis. As indicated, each such transfer may be subject to a Market Value Adjustment, which can be positive or negative. Thus, a Market Value Adjustment will directly increase or reduce your Account Value.

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As indicated, some or even all, of your Account Value may be maintained in the MVA Fixed Allocations. The greater the Account Value held in MVA Fixed Allocations, the larger (in dollar terms) the Market Value Adjustment upon any transfer of such Account Value to the Sub-accounts.

■	Transfers under the formula do not impact your guarantees under GRO Plus that have already been locked-in.

Election of the Benefit

We no longer permit new elections of GRO Plus. If you currently participate in GRO Plus, your existing guarantees are unaffected by the fact that we no longer offer GRO Plus. Please note that if you terminate a living benefit such as GRO Plus and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. We reserve the right to waive, change and/or further limit the election frequency in the future.

Termination of the Benefit/Enhanced Guarantee

You can elect to terminate the enhanced guarantee but maintain the protection provided by the base guarantee. You also can terminate the Guaranteed Return Option Plus benefit entirely, in which case you will lose any existing guarantees.

Upon termination of the benefit or of the enhanced guarantee, any amounts held in the MVA Fixed Allocations related to the guarantee(s) being terminated will be transferred as follows: (a) if only a portion of your Account Value is in the MVA Fixed Allocations, we will transfer such Account Value (i) to the Sub-accounts pro-rata, based on your Account Value in such Sub-accounts on the day of the transfer, unless we receive other prior instructions from you or (ii) if you are then participating in an asset allocation program for which we are providing administrative support, we allocate the transferred amount in accordance with the then current percentages for that asset allocation program (b) if your entire Account Value is in the MVA Fixed Allocations, we will transfer your Account Value to the Sub-account corresponding to the AST Money Market Portfolio, unless we receive prior instructions from you. A Market Value Adjustment will apply (except that if the benefit has terminated automatically due to payment of a death benefit, whether an MVA applies depends solely on the terms of the death benefit – see the Death Benefit section of this prospectus).

In general, you may cancel GRO Plus and then elect another living benefit that is available post issue, effective on any Valuation Day after your cancellation of GRO Plus. If you terminate GRO Plus, you will lose all guarantees under that benefit. Your election of another living benefit is subject to State and firm availability and our eligibility rules.

The benefit will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract); (b) as of the date Account Value is applied to begin annuity payments; or (c) upon full surrender of the Annuity. If you elect to terminate the benefit, the Guaranteed Return Option Plus will no longer provide any guarantees. The surviving spouse may elect the benefit at any time, subject to the limitations described above, after the death of the Annuity Owner. The surviving spouse’s election will be effective on the Valuation Day that we receive the required documentation in good order at our home office, and the Account Value on that Valuation Day will be the Protected Principal Value.

Special Considerations under the Guaranteed Return Option Plus

This benefit is subject to certain rules and restrictions, including, but not limited to the following:

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Upon inception of the benefit, 100% of your Account Value must have been allocated to the Sub-accounts. No MVA Fixed Allocations may be in effect as of the date that you elect to participate in the benefit. However, the formula may transfer Account Value to MVA Fixed Allocations as of the effective date of the benefit under some circumstances.

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You cannot allocate any portion of Purchase Payments (including any Credits applied to such Purchase Payments under XT6) or transfer Account Value to or from a MVA Fixed Allocation while participating in the benefit; however, all or a portion of any Purchase Payments (including any Credits applied to such Purchase Payments under XT6) may be allocated by us to an MVA Fixed Allocations to support the amount guaranteed. You cannot participate in any dollar cost averaging benefit that transfers Account Value from a Fixed Allocation to a Sub-account.

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Transfers from MVA Fixed Allocations made as a result of the formula under the benefit will be subject to the Market Value Adjustment formula under an Annuity; however, the 0.10% liquidity factor in the formula will not apply. A Market Value Adjustment may be either positive or negative. Transfer amounts will be taken from the most recently established MVA Fixed Allocation.

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Transfers from the Sub-accounts to MVA Fixed Allocations or from MVA Fixed Allocations to the Sub-accounts under the benefit will not count toward the maximum number of free transfers allowable under an Annuity.

■

Any amounts applied to your Account Value by Prudential Annuities on the maturity date or any anniversary of the maturity date will not be treated as “investment in the contract” for income tax purposes.

■	Low interest rates may require allocation to MVA Fixed Allocations even when the current Account Value exceeds the guarantee.

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■	As the time remaining until the applicable maturity date gradually decreases the benefit will become increasingly sensitive to moves to MVA Fixed Allocations.
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We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

Charges under the Benefit

We currently deduct a charge equal to 0.25% of the average daily net assets of the Sub-accounts for participation in the Guaranteed Return Option Plus benefit. The annual charge is deducted daily. The charge is deducted to compensate Prudential Annuities for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed; and (b) administration of the benefit. You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.

If you elect the Enhanced Guarantee under the benefit, and on the date you elect to step-up, the charges under the benefit have changed for new purchases, your benefit may be subject to the new charge level. These charges will not exceed the maximum charges shown in the section of this prospectus entitled “Your Optional Benefit Fees and Charges”

GUARANTEED RETURN OPTION (GRO)®

GRO is no longer available for election.

GRO is an optional benefit that, after a seven-year period following commencement of the benefit (we refer to the end of that period as the “maturity date”) guarantees your Account Value will not be less than your Account Value on the effective date of your benefit (called the “Protected Principal Value”).

The benefit monitors your Account Value daily and, if necessary, systematically transfers amounts pursuant to a mathematical formula between the Sub-accounts you choose and the MVA Fixed Allocation used to support the Protected Principal Value. There is an additional charge if you elect the Guaranteed Return Option benefit.

The guarantee provided by the benefit exists only on the applicable maturity date. However, due to the ongoing monitoring of your Account Value and the transfer of Account Value between the Sub-accounts and the MVA Fixed Allocation to support our future guarantee, the benefit may provide some protection from significant Sub-account losses if you choose to surrender your Annuity or begin receiving annuity payments prior to a maturity date.

Key Feature – Protected Principal Value

Under the GRO benefit, Prudential Annuities guarantees that on the maturity date, your Account Value will be no less than the Protected Principal Value. On the maturity date if your Account Value is below the Protected Principal Value, Prudential Annuities will apply additional amounts to your Annuity from its general account to increase your Account Value to be equal to the Protected Principal Value. A subsequent Purchase Payment increases the amount of the Protected Principal Value by the amount of the Purchase Payment (plus any Credits), and withdrawals reduce the Protected Principal Value (as discussed below).

We will notify you of any amounts added to your Annuity under the benefit. If our assumptions are correct and the operations relating to the administration of the benefit work properly, we do not expect that we will need to add additional amounts to an Annuity. The Protected Principal Value is generally referred to as the “Guaranteed Amount” in the rider we issue for this benefit.

Key Feature – Allocation of Account Value

GRO uses a mathematical formula that we operate to help manage your guarantees through all market cycles. The formula weighs a number of factors, including the current Account Value, the value in the Sub-accounts, the value in the MVA Fixed Allocations, the Protected Principal Value, the expected value of the MVA Fixed Allocations used to support the guarantee, the time remaining until maturity, and the current crediting rates associated with the MVA Fixed Allocations. In essence, and as detailed in the formula, the formula will transfer Account Value into the MVA Fixed Allocations if needed to support an anticipated guarantee. The formula is set forth in Appendix L. This required formula thus helps us manage our financial exposure under the benefit, by moving assets to a more stable option (i.e., the MVA Fixed Allocations).

Each Valuation Day, the formula determines if any portion of your Account Value needs to be transferred into or out of the MVA Fixed Allocations, through reference to a “reallocation trigger”. At any given time, some, none, or all of your Account Value may be allocated to the MVA Fixed Allocations. If your entire Account Value is transferred to the MVA Fixed Allocations, the formula will not transfer amounts out of the MVA Fixed Allocations to the Sub-accounts and the entire Account Value would remain in the MVA Fixed Allocations. If you make additional Purchase Payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional Purchase Payments may or may not cause the formula to transfer money in or out of the MVA Fixed Allocations. Once the Purchase Payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the MVA Fixed Allocations, if dictated by the formula. The amount of any such transfers will vary, as dictated by the formula, and will depend on the factors listed below.

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Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from MVA Fixed Allocations pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

■	The difference between your Account Value (including any Market Value Adjustment) and your Protected Principal Value(s);
■	The amount of time until the maturity of your Guarantee(s);
■	The amount invested in, and the performance of, the Sub-accounts;
■	The amount invested in, and interest earned within, the MVA Fixed Allocations;
■	The current crediting rates associated with MVA Fixed Allocations;
■	Additional Purchase Payments, if any, that you make to the Annuity; and
■	Withdrawals, if any, taken from the Annuity.

Any amounts invested in the MVA Fixed Allocations will affect your ability to participate in a subsequent recovery within the Sub-accounts. Conversely, the Account Value may be higher at the beginning of the recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected.

While you are not notified when your Account Value reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value to or from the MVA Fixed Allocation.

You may not allocate purchase payments to or transfer Account Value to or from the MVA Fixed Allocations.

You should be aware of the following potential ramifications of the formula:

■

A market value adjustment will apply when allocate account value from the MVA Fixed Allocation to the Sub-Accounts. Transfers of your Account Value can be frequent, and under some scenarios may occur on a daily basis. As indicated, each such transfer may be subject to a Market Value Adjustment, which can be positive or negative. Thus, a Market Value Adjustment will directly increase or reduce your Account Value.

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As indicated, some or even all, of your Account Value may be maintained in the MVA Fixed Allocations. The greater the Account Value held in MVA Fixed Allocations, the larger (in dollar terms) the Market Value Adjustment upon any transfer of such Account Value to the Sub-accounts.

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If your Account Value is less than the reallocation trigger, a portion of your Account Value in the Sub-accounts will be transferred from your Sub-accounts pro-rata according to your allocations to a new MVA Fixed Allocation to support the guaranteed amount. The new MVA Fixed Allocation will have a Guarantee Period equal to the time remaining until the applicable maturity date. The Account Value allocated to the new MVA Fixed Allocation will be credited with the fixed interest rate then being credited to a new MVA Fixed Allocation maturing on the applicable maturity date (rounded to the next highest yearly duration). The Account Value will remain invested in the MVA Fixed Allocation until the maturity date unless, at an earlier date, your Account Value is greater than or equal to the reallocation trigger and, therefore, amounts can be transferred to the Sub-accounts while maintaining the guaranteed protection under the benefit (as described above).

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If your Account Value is greater than or equal to the reallocation trigger, and Account Value must be transferred from the MVA Fixed Allocations to the Sub-accounts, then those amounts will be transferred from the MVA Fixed Allocations and re-allocated to the Sub-accounts according to any asset allocation programs (including an Automatic Rebalancing program) established on your Annuity or in the absence of such programs, pro-rata, based on the Account Values in such Sub-accounts at that time. A market value adjustment will apply upon a transfer out of the MVA Fixed Allocations, which may result in an increase or decrease in your Account Value.

■

If under the mathematical formula, Account Value must be transferred to the Sub-accounts, then those amounts will be transferred from the MVA Fixed Allocation and re-allocated to the Sub-accounts according to any asset allocation programs (including an Automatic Rebalancing program) established on your Annuity or in the absence of such programs, pro-rata, based on the Account Values in such Sub-accounts at that time;

■	Transfers under the formula do not impact your guarantees under GRO that have already been locked-in.

Withdrawals from your Annuity, while the benefit is in effect, will reduce the Protected Principal Value proportionally. The proportion will be equal to the proportionate reduction in the Account Value due to the withdrawal as of that date. Withdrawals will be taken pro rata from the Sub-accounts and any MVA Fixed Allocations. Systematic Withdrawals will be taken pro-rata from the Sub-accounts and the MVA Fixed Allocations up to growth in the MVA Fixed Allocations and thereafter pro-rata solely from the Sub-accounts. The growth in the MVA Fixed Allocations at any point in time consists of the remaining earnings since the program of systematic withdrawal began. Withdrawals will be subject to all other provisions of your Annuity, including any Contingent Deferred Sales Charge and Market Value Adjustment that would apply.

Election of the Benefit

We no longer permit new elections of GRO. If you currently participate in GRO, your existing guarantees are unaffected by the fact that we no longer offer GRO. Please note that if you terminate a living benefit such as GRO and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new

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benefit on your Account Value as of the date the new benefit becomes active. We reserve the right to waive, change and/or further limit the election frequency in the future.

Restart of the Benefit

Once each Annuity Year you may request to restart the Benefit. Such a request is an election by you to terminate the existing Benefit (and all guarantees under the benefit) and start a new one. Restarts only take effect on anniversaries of the Issue Date. To make such a request for a restart, you must notify us in advance in accordance with our administrative requirements. If we accept your request, we then terminate the existing Benefit as of that valuation period, if it is an anniversary of the Issue Date, or, if not, as of the next following anniversary of the Issue Date. The new Benefit starts at that time. The initial Protected Principal Value for the new Benefit is the Account Value as of the effective date of the new Benefit. Unless you tell us otherwise, the duration of the new Benefit will be the same as that for the existing Benefit. However, if we do not then make that duration available, you must elect from those we make available at that time. For those who elect to restart the benefit, the charge will be assessed according to the current methodology prior to re-starting the benefit – see “Charges under the Benefit,” below.

As part of terminating the existing Benefit, we transfer any amounts in MVA Fixed Allocations, subject to a Market Value Adjustment, to the Sub-accounts on a pro-rata basis. If your entire Account Value was then in MVA Fixed Allocations, you must first provide us instructions as to how to allocate the transferred Account Value among the Sub-accounts.

Termination of the Benefit

The Annuity Owner also can terminate the Guaranteed Return Option benefit. Upon termination, any amounts held in the MVA Fixed Allocations will be transferred as follows: (a) if only a portion of your Account Value is in the MVA Fixed Allocations, we will transfer such Account Value (i) to the Sub-accounts pro-rata based on the Account Values in such Sub-accounts on the day of the transfer, unless we receive at our office other prior instructions from you or (ii) if you are then participating in an asset allocation program for which we are providing administrative support, we allocate the transferred amount in accordance with the then current percentages for that asset allocation program (b) if your entire Account Value is in MVA Fixed Allocations, we will transfer your Account Value to the Sub-account corresponding to the AST Money Market Portfolio, unless we receive at our Office prior instructions from you. A Market Value Adjustment will apply (except that if the benefit has terminated automatically due to payment of a death benefit, whether an MVA applies depends solely on the terms of the death benefit – see the Death Benefit section of this prospectus).

In general, you may cancel GRO and then elect another living benefit available post issue, effective on any Valuation Day after your cancellation of GRO. If you terminate GRO, you will lose all guarantees under that benefit. Your election of another living benefit is subject to State and firm availability and our eligibility rules.

The benefit will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract); (b) as of the date Account Value is applied to begin annuity payments; or (c) upon full surrender of your Annuity. If you elect to terminate the benefit, the Guaranteed Return Option will no longer provide any guarantees. If the surviving spouse assumes your Annuity, he/she may re-elect the benefit on any anniversary of the Issue Date of the Annuity or, if the deceased Owner had not previously elected the benefit, may elect the benefit at any time. The surviving spouse’s election will be effective on the Valuation Day that we receive the required documentation in good order at our home office, and the Account Value on that Valuation Day will be the Protected Principal Value.

The charge for the Guaranteed Return Option benefit will no longer be deducted from your Account Value after the benefit has been terminated, although for those Annuities for which the GRO charge is deducted annually rather than daily (see Charges Under the Benefit below), we will deduct the final annual charge upon termination of the benefit.

Special Considerations under the Guaranteed Return Option. This benefit is subject to certain rules and restrictions, including, but not limited to the following:

■

Upon inception of the benefit, 100% of your Account Value must have been allocated to the Sub-accounts. The MVA Fixed Allocation must not have been in effect as of the date that you elected to participate in the benefit. However, the formula may transfer Account Value to the MVA Fixed Allocation as of the effective date of the benefit under some circumstances.

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Annuity Owners cannot allocate any portion of purchase payments (including any Credits applied to such purchase payments under XT6) or transfer Account Value to or from the MVA Fixed Allocation while participating in the benefit; however, all or a portion of any purchase payments (including any Credits applied to such purchase payments under XT6) may be allocated by us to the MVA Fixed Allocation to support the amount guaranteed. You cannot participate in any dollar cost averaging benefit that transfers Account Value from a MVA Fixed Allocation to a Sub-account.

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Transfers from the MVA Fixed Allocation made as a result of the formula under the benefit will be subject to the Market Value Adjustment formula under an Annuity; however, the 0.10% liquidity factor in the formula will not apply. A Market Value Adjustment may be either positive or negative. Transfer amounts will be taken from the most recently established MVA Fixed Allocation.

■

Transfers from the Sub-accounts to the MVA Fixed Allocation or from the MVA Fixed Allocation to the Sub-accounts under the benefit will not count toward the maximum number of free transfers allowable under an Annuity.

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■	Any amounts applied to your Account Value by Prudential Annuities on the maturity date will not be treated as “investment in the contract” for income tax purposes.
■

Any amounts that we add to your Annuity to support our guarantee under the benefit will be applied to the Sub-accounts pro rata, after first transferring any amounts held in the MVA Fixed Allocations as follows: (a) if only a portion of your Account Value is in the MVA Fixed Allocations, we will transfer such Account Value (i) to the Sub-accounts pro-rata based on the Account Values in such Sub-accounts on the day of the transfer, unless we receive at our office other prior instructions from you or (ii) if you are then participating in an asset allocation program for which we are providing administrative support, we allocate the transferred amount in accordance with the then current percentages for that asset allocation program and (b) if your entire Account Value is in the MVA Fixed Allocations, we will transfer your Account Value to the Sub-account corresponding to the AST Money Market Portfolio, unless we receive at our Office prior instructions from you.

■	Low interest rates may require allocation to the MVA Fixed Allocation even when the current Account Value exceeds the guarantee.
■	As the time remaining until the applicable maturity date gradually decreases the benefit will become increasingly sensitive to moves to the MVA Fixed Allocation.
■

We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

Charges under the Benefit

We deduct a charge equal to 0.25% of the average daily net assets of the Sub-accounts for participation in the Guaranteed Return Option benefit. The annual charge is deducted daily. The charge is deducted to compensate Prudential Annuities for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed; and (b) administration of the benefit.

With respect to XT6, effective November 18, 2002, Prudential Annuities changed the manner in which the annual charge for the Guaranteed Return Option is deducted to the method described above. The annual charge for the Guaranteed Return Option for Owners who elected the benefit between February 4, 2002 and November 15, 2002 for XT6 and subsequent to November 15, 2002 in those states where the daily deduction of the charge has not been approved, is deducted annually, in arrears, according to the prospectus in effect as of the date the benefit was elected.

Owners who purchased an ASL II Annuity between February 4, 2002 and November 15, 2002 (the “Promotional Period”) will not be charged the 0.25% annual fee for the Guaranteed Return Option benefit (or the fee for GRO Plus, if that benefit was elected and the Annuity was acquired during the Promotional Period) if elected at any time while their Annuity is in effect.

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Prudential Annuities will not charge the 0.25% annual fee for the entire period that the benefit remains in effect, including any extension of the benefit’s maturity date resulting from the Owner’s election to restart the 7-year benefit duration, regardless of when the Owner elects to participate in the Guaranteed Return Option benefit (or GRO Plus if that benefit was elected and the Annuity was acquired during the Promotional Period).

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Owners who complete the initial 7-year benefit duration OR terminate the benefit before the benefit’s maturity date, will not be charged the 0.25% annual fee for participating in the benefit if they re-elect the Guaranteed Return Option benefit (or the fee for GRO Plus if that benefit was elected and the Annuity was acquired during the Promotional Period).

■	All other terms and conditions of your Annuity and the Guaranteed Return Option benefit (or GRO Plus) apply to Owners who qualify for the waiver of the 0.25% annual fee.
■	Owners who purchase an Annuity after the completion of the Promotional Period do not qualify for the 0.25% annual fee waiver.

GUARANTEED RETURN OPTION PLUS 2008 (GRO Plus 2008)

GRO Plus 2008 is no longer available for new elections.

Under GRO Plus 2008, we guarantee that the Account Value on the date that the benefit is added to your Annuity (adjusted for subsequent Purchase Payments and withdrawals as detailed below) will not be any less than that original value on the seventh anniversary of benefit election and each anniversary thereafter. We refer to this initial guarantee as the “base guarantee.” In addition to the base guarantee, GRO Plus 2008 offers the possibility of an enhanced guarantee. You may lock in an enhanced guarantee once per “benefit year” (i.e., a year beginning on the date you acquired the benefit and each anniversary thereafter) if your Account Value on the Valuation Day exceeds the amount of any outstanding base guarantee or enhanced guarantee. We guarantee that the Account Value locked-in by that enhanced guarantee will not be any less seven years later, and each anniversary of that date thereafter. In addition, you may elect an automatic enhanced guarantee feature under which, if Account Value on a benefit anniversary exceeds the highest existing guarantee by 7% or more, we guarantee that such Account Value will not be any less seven benefit anniversaries later and each benefit anniversary thereafter. You may maintain only one enhanced guarantee in addition to your base guarantee. Thus, when a new enhanced guarantee is created, it cancels any existing enhanced guarantee. However, the fact that an enhanced guarantee was effected automatically on a benefit anniversary does not prevent you from “manually” locking-in an enhanced guarantee during the ensuing benefit year. Please note that upon creation of a new enhanced guarantee, an immediate transfer to an AST bond portfolio Sub-account (which is used as part of this benefit) may occur depending on the discount rate (as described below) used to determine the present value of each of your guarantees. You may elect to terminate an enhanced guarantee without also terminating the base guarantee. If you do, any amounts held in the AST bond portfolio Sub-account with respect to that enhanced

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guarantee will be transferred to your other Sub-accounts in accordance with your current allocation instructions. Amounts held in an AST bond portfolio Sub-account with respect to the base guarantee will not be transferred as a result of the termination of an enhanced guarantee. Please note that whenever an enhanced guarantee is created, we reserve the right to increase your charge for GRO Plus 2008 if we have increased the charge for new elections of the benefit generally. You may not lock in an enhanced guarantee, either manually or through our optional automatic program, within seven years of the date by which annuity payments must commence under the terms of your Annuity (please see “How and When Do I Choose The Annuity Payment Option?” for further information on your maximum Annuity Date). The inability to lock in an enhanced guarantee referenced in the immediately preceding sentence also applies to a new Owner who has acquired the Annuity from the original Owner.

In general, we refer to a date on which the Account Value is guaranteed to be present as the “maturity date”. If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the “Current AST bond portfolio Sub-account” described below) in accordance with your current allocations instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the Current AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts, on a pro rata basis. If the entire Account Value is invested in an AST bond portfolio Sub-account, we will allocate according to your current allocation instructions.

We increase both the base guarantee and any enhanced guarantee by the amount of each Purchase Payment (and associated credits) made subsequent to the date that the guarantee was established. For example, if the effective date of the benefit was January 1, 2009 and the Account Value was $100,000 on that date, then a $30,000 Purchase Payment made on March 30, 2010 would increase the base guarantee amount to $130,000. As illustrated in the examples below, additional Purchase Payments also increase an amount we refer to as the “dollar-for-dollar corridor.”

The dollar-for-dollar corridor is equal to 5% of the base guarantee amount (i.e., 5% of the Account Value at benefit election). Thereafter, the dollar-for-dollar corridor is adjusted only for subsequent Purchase Payments (i.e., 5% of the Purchase Payment is added to the corridor amount) and “excess withdrawals” (as described below). Thus, the creation of any enhanced guarantee has no impact on the dollar-for-dollar corridor. Each “benefit year”, withdrawals that you make that are equal to or less than the dollar-for- dollar corridor reduce both the amount of the dollar-for-dollar corridor for that benefit year plus the base guarantee amount and the amount of any enhanced guarantee by the exact amount of the withdrawal. However, if you withdraw more than the dollar-for-dollar corridor in a given benefit year, we use the portion of the withdrawal that exceeded the dollar-for-dollar corridor to effect a proportional reduction to both the dollar-for-dollar corridor itself and each guarantee amount. We calculate a proportional reduction by (i) identifying the amount of the withdrawal that exceeded the dollar-for-dollar corridor (the “excess withdrawal”) (ii) subtracting the dollar-for-dollar amount from the Account Value prior to the withdrawal (iii) dividing the excess withdrawal by the amount in (ii). We then use the resulting proportion to reduce each of the guaranteed amount and the dollar for dollar corridor itself. See examples of this calculation below.

Any partial withdrawals in payment of any third party investment advisory service will be treated as withdrawals, and will reduce each guarantee amount and the dollar-for-dollar corridor in the manner indicated above.

EXAMPLES

The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GRO PlusSM 2008 benefit are October 13, 2008; 2.) an initial Purchase Payment of $250,000 (includes any Credits); 3.) a base guarantee amount of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for GRO Plus 2008 or other fees and charges.

Example 1. Dollar-for-dollar reduction

A $10,000 withdrawal is taken on November 29, 2008 (in the first Annuity Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Dollar-for-dollar Limit:

■	The base guarantee amount is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).
■	The remaining dollar-for-dollar limit (“Remaining Limit”) for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

Example 2. Dollar-for-dollar and proportional reductions

A second $10,000 withdrawal is taken on December 18, 2008 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $180,000. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:

■	the base guarantee amount is first reduced by the Remaining Limit (from $240,000 to $237,500);
■	The result is then further reduced by the ratio of A to B, where:

—	A is the amount withdrawn less the Remaining Limit ($10,000 – $2,500, or $7,500).
—	B is the Account Value less the Remaining Limit ($180,000 – $2,500, or $177,500).

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The resulting base guarantee amount is: $237,500 × (1 – $7,500 / $177,500), or $227,464.79.

■

The Remaining Limit is set to zero (0) for the balance of the first Annuity Year. The resulting dollar-for-dollar corridor for the next Annuity Year is calculated by multiplying the prior dollar-for-dollar corridor by the same ratio by which we reduce the Guarantee Amount above: $12,500 × (1 – $7,500 / $177,500), or $11,971.83.

Key Feature – Allocation of Account Value

GRO Plus 2008 uses a mathematical formula to help manage your guarantees through all market cycles. Because the formula is made part of your schedule supplement, the formula applicable to you may not be altered once you elect the benefit. However, subject to regulatory approval, we do reserve the right to amend the formula for newly-issued Annuities that elect GRO Plus 2008 and for existing Annuities that elect the benefit in the future. This required formula helps us manage our financial exposure under GRO Plus 2008, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve the value of these assets, by transferring them to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to these bond portfolios collectively as the “AST bond portfolios.” The formula also contemplates the transfer of assets from an AST bond portfolio to the other Sub-accounts in certain other scenarios. The formula described in this section, and which is set forth in Appendix G to this prospectus, applies to both (a) GRO Plus 2008 and (b) elections of HD GRO (including HD GRO with the 90% cap feature), where such an election was made prior to July 16, 2010. The formula applicable to elections of HD GRO (including HD GRO with the 90% cap feature), where such an election was made after July 16, 2010, is set forth in Appendix P to this prospectus. The cap can be referred to as the “the 90% cap” OR “the 90% cap rule” OR “the 90% cap feature”. A summary description of each AST Bond Portfolio appears within the prospectus section entitled “What Are The Investment Objectives and Policies Of The Portfolios”. You can find a copy of the AST Bond Portfolio prospectus by going to www.prudentialannuities.com.

Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2015, an AST bond portfolio whose underlying investments generally mature in 2016, and so forth. We will introduce new AST bond portfolios in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit (and the Highest Daily GRO benefit). If you have elected GRO Plus 2008, you may invest in an AST bond portfolio only by operation of the formula, and thus you may not allocate Purchase Payments to such a Portfolio. Please see this prospectus and the prospectus for the Advanced Series Trust for more information about each AST bond portfolio used with this benefit.

Although we employ several AST bond portfolios for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. In the description of the formula in the next paragraph, we refer to the AST bond portfolio Sub-account in which you are invested immediately prior to any potential asset transfer as the “Current AST bond portfolio Sub-account.” The formula may dictate that a transfer out of the Current AST Bond Portfolio Sub-account be made, or alternatively may mandate a transfer into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the “current liability” (we refer to that Sub-account as the “Transfer AST bond portfolio Sub-account”). Note that if the Current AST bond portfolio Sub-account is associated with the current liability, then that Sub-account would be the Transfer AST bond portfolio Sub-account, and we would simply transfer additional assets into the Sub-account if such a transfer is dictated by the formula. As indicated, the AST bond portfolios are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, in accordance with the formula applicable to you under the benefit, we determine which AST bond portfolio your Account Value is transferred to, and under what circumstances a transfer is made. Please note that upon creation of a new enhanced guarantee, an immediate transfer to the Transfer AST Bond Portfolio Sub-account may occur, depending on the discount rate (as described in the next paragraph) used to determine the present value of each of your guarantees.

In general, the formula works as follows (please see Appendix G). On each Valuation Day, the formula automatically performs an analysis with respect to each guarantee amount that is outstanding. For each outstanding guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable “discount rate”, would equal the applicable guarantee amount on the maturity date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing the rate determined by that index by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the “current liability” in the formula. The formula compares the current liability to the amount of your Account Value held within the Current AST bond portfolio Sub-account and to your Account Value held within the other Sub-accounts. If the current liability, reduced by the amount held within the Current AST bond portfolio Sub-account, and divided by the amount held within your other Sub-accounts, exceeds an upper target value (currently, 0.85), then the formula will make a transfer into the Transfer AST bond portfolio Sub-account, in the amount dictated by the formula. If the current liability, reduced by the amount held within the Current AST bond portfolio Sub-account, and divided by the amount within your other Sub-accounts, is less than a lower target value (currently, 0.79), then the formula will transfer Account Value within the Current AST bond portfolio Sub-account into the other Sub-accounts (other than the Transfer AST bond portfolio Sub-account), in the amount dictated by the formula.

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As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees, as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts (the “Bond Portfolios”). Therefore, at any given time, some, none, or all of your Account Value may be allocated to the Bond Portfolios. If your entire Account Value is transferred to the Bond Portfolios, then based on the way the formula operates, the formula will not transfer amounts out of the Bond Portfolios to the Sub-accounts and the entire Account Value would remain in the Bond Portfolios. If you make additional Purchase Payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional Purchase Payments may or may not cause the formula to transfer money in or out of the Bond Portfolios. Once the Purchase Payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the Bond Portfolios, if dictated by the formula. The amounts of any such transfers will vary, as dictated by the formula, and will depend on the factors listed below.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the Bond Portfolios pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

■	The difference between your Account Value and your Guarantee Amount(s);
■	The amount of time until the maturity of your Guarantee(s);
■	The amount invested in, and the performance of, the Permitted Sub-accounts;
■	The amount invested in, and the performance of, the Bond Portfolios;
■	The discount rate used to determine the present value of your Guarantee(s);
■	Additional Purchase Payments, if any, that you make to the Annuity; and
■	Withdrawals, if any, taken from the Annuity.

Any amounts invested in the Bond Portfolios will affect your ability to participate in a subsequent recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected.

The Bond Portfolios are available only with these benefits, and you may not allocate purchase payments and transfer Account Value to or from the Bond Portfolios.

Transfers under the formula do not impact any guarantees under the benefit that have already been locked-in.

Election/Cancellation of the Benefit

GRO Plus 2008 is no longer available for new elections. If you currently participate in GRO Plus 2008, your existing guarantees are unaffected by the fact that we no longer offer GRO Plus 2008.

You may cancel the GRO Plus 2008 benefit at any time. You also may cancel an enhanced guarantee, but leave the base guarantee intact. Upon cancellation of GRO Plus 2008, if only a portion of your Account Value is allocated to an AST Bond Portfolio Sub-account, we will transfer any Account Value that is held in such AST Bond Portfolio Sub-account to the other Sub-accounts pro rata based on the Account Values in such Sub-accounts at that time, unless you are participating in any asset allocation program or automatic rebalancing program for which we are providing administrative support or unless we receive at our Service Office other instructions from you at the time you elect to cancel this benefit. If your entire Account Value is allocated to an AST Bond Portfolio Sub-account, we will transfer your Account Value as follows: (a) if you are participating in an asset allocation program for which we are providing administrative support, we allocate the transferred amount in accordance with the then current allocation percentages for that asset allocation program, (b) if you are not participating in an asset allocation program, but are participating in an automatic rebalancing program, we allocate the transferred amount in accordance with that program, or (c) if neither of the foregoing apply, we will transfer your Account Value to the AST Money Market Sub-account unless we receive at our Service Office other instructions from you at the time you elect to terminate this benefit. GRO Plus 2008 will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or (d) upon full surrender of the Annuity. If you elect to terminate the benefit, GRO Plus 2008 will no longer provide any guarantees. The charge for the GRO Plus 2008 benefit will no longer be deducted from your Account Value upon termination of the benefit.

If you wish, you may cancel the GRO Plus 2008 benefit. You may then elect any other currently available living benefit on any Valuation Day after you have cancelled the GRO Plus 2008 benefit, provided the request is received in good order (subject to state availability and in accordance with any applicable age requirements). Upon your election of another living benefit, Account Value may be transferred between the AST Bond Portfolio Sub-accounts or, depending on the benefits selected, the AST Investment Grade Bond Portfolio and the Permitted Sub-accounts according to the formula. It is possible that over time the formula could transfer some, most, or none of the Account Value to the AST Bond Portfolio Sub-accounts or, depending on the benefit selected, the AST Investment Grade Bond Portfolio under the newly-elected benefit. You also should be aware that upon cancellation of the GRO

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Plus 2008 benefit, you will lose all guarantees that you had accumulated under the benefit. Thus, the guarantees under any newly-elected benefit will be based on your current Account Value. The benefit you elect or re-elect may be more expensive than the benefit you cancel. Once the GRO Plus 2008 benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the GRO Plus 2008 benefit provided that the benefit you are looking to elect is available on a post-issue basis.

Special Considerations under GRO Plus 2008

This benefit is subject to certain rules and restrictions, including, but not limited to the following:

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Upon inception of the benefit, 100% of your Account Value must have been allocated to the permitted Sub-accounts. The permitted Sub-accounts are those described in the Investment Option section of the prospectus. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.

■	You cannot participate in any dollar cost averaging benefit that transfers Account Value from a fixed interest rate option to a Sub-account.
■	Transfers between an AST bond portfolio Sub-account and your other Sub-accounts under the benefit will not count toward the maximum number of free transfers allowable under the Annuity.
■	Any amounts applied to your Account Value by us on a maturity date will not be treated as “investment in the contract” for income tax purposes.
■	As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.
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We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

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If you elect this benefit, and in connection with that election you are required to reallocate to different investment options permitted under this benefit, then on the Valuation Day on which we receive your request in Good Order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in the permitted investment options that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

Charges under the Benefit

We deduct a charge equal to 0.60% (0.35%, for elections prior to May 1, 2009) of the average daily net assets of the Sub-accounts for participation in the GRO Plus 2008 benefit. The annual charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on a maturity date is less than the amount guaranteed and (b) administration of the benefit. We reserve the right to increase this fee for newly-issued contracts or new elections of the benefit. The charges will not exceed the maximum charges shown in the section of the prospectus entitled “Summary of Contract Fees and Charges.” You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.

OPTIONAL 90% CAP FEATURE UNDER GRO PLUS 2008

If you currently own an Annuity and have elected the GRO Plus 2008 benefit, you can elect this optional feature, at no additional cost, which utilizes a new mathematical formula. The predetermined mathematical formula is described below and will replace the “Transfer Calculation” portion of the mathematical formula currently used in connection with your benefit on a prospective basis. This election may only be made once and may not be revoked once elected. The new mathematical formula appears in Appendix G in this prospectus, and is described below. Only the election of the 90% cap feature will prevent all of your Account Value from being allocated to an AST bond portfolio Sub-account. If all of your Account Value is currently allocated to an AST bond portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect this 90% cap feature. If you make additional Purchase Payments, they may result in a transfer of Account Value.

Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. In the description of the formula in the next paragraph, we refer to the AST bond portfolio Sub-account in which you are invested immediately prior to any potential asset transfer as the “Current AST bond portfolio Sub-account.” The formula may dictate that a transfer out of the Current AST bond portfolio Sub-account be made, or alternatively may mandate a transfer into an AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the “current liability” (we refer to that Sub-account as the “Transfer AST bond portfolio Sub-account”). Note that if the Current AST bond portfolio Sub-account is associated with the current liability, then that Sub-account would be the Transfer AST bond portfolio Sub-account, and we would simply transfer additional assets into the Sub-account if dictated by the formula.

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Under the new formula, the formula will not execute a transfer to the Transfer AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account (“90% cap feature”). Thus, on any Valuation Day, if the formula would require a transfer to the Transfer AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a formula-initiated transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature). At no time will the formula make a transfer to the Transfer AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the Transfer AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the Transfer AST bond portfolio Sub-account.

If you make additional purchase payments to your Annuity while the transfer restriction of the 90% cap feature is in effect, the formula will not transfer any of such additional purchase payments to the Transfer AST bond portfolio Sub-account at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the Transfer AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the Transfer AST bond portfolio Sub-account (at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account).

For example,

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March 19, 2010 – a transfer is made that results in the 90% cap feature being met and now $90,000 is allocated to the Transfer AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

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March 20, 2010 – you make an additional purchase payment of $10,000. No transfers have been made from the Transfer AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2010.

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As of March 20, 2010 (and at least until first a transfer is made out of the Transfer AST bond portfolio Sub-account under the formula) the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the Transfer AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the Transfer AST bond portfolio Sub-account).

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Once there is a transfer out of the Transfer AST bond portfolio Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature).

If at the time you elect the 90% cap rule, more than 90% of your Account Value is allocated to an AST bond portfolio Sub-account used with the benefit, a transfer will be made from the AST bond portfolio Sub-account such that Account Value will be allocated 90% to the AST bond portfolio Sub-account and 10% will be allocated to your elected Sub-accounts. Amounts to be transferred from the AST bond portfolio Sub-account to your elected Sub-accounts will be transferred according to the following “hierarchy” (i.e., if a given item is inapplicable, we use the next instruction that is applicable): (a) the percentages dictated by any existing asset allocation program; or (b) the percentages dictated by any auto-rebalancing program; or (c) pro-rata according to amounts currently held in your elected Sub-accounts; or (d) according to the currently-effective allocation instructions used for the allocation of subsequent Purchase Payments. It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amount of such additional transfer(s) will vary. If, on the date this feature is elected, 100% of your Account Value is allocated to the Transfer AST bond portfolio Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts.

It is possible that an additional transfer to the Permitted Sub-accounts could occur the following Valuation Day(s), and in some instances (based upon the formula) the additional transfer(s) could be large. Thereafter, your Account Value can be transferred between the Transfer AST bond portfolio Sub-account and your Permitted Sub-accounts as frequently as daily, based on what the formula prescribes.

Once the transfer restriction of the 90% cap feature is triggered, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature).

Important Considerations When Electing this Feature:

■	At any given time, some, most or none of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.
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Please be aware that because of the way the 90% cap feature mathematical formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.

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If this feature is elected, any Account Value transferred to the Permitted Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending on the performance of the Permitted Sub-accounts you select.

■	Your election of the 90% cap feature will not result in your losing the guarantees you had accumulated under your existing GRO Plus 2008 benefit.

HIGHEST DAILY GUARANTEED RETURN OPTION (HD GRO)

We no longer permit new elections of Highest Daily GRO.

Highest Daily GRO creates a series of separate guarantees, each of which is based on the highest Account Value attained on a day during the applicable time period. As each year of your participation in the benefit passes, we create a new guarantee. Each guarantee then remains in existence until the date on which it matures (unless the benefit terminates sooner). We refer to each date on which the specified Account Value is guaranteed as the “maturity date” for that guarantee. Highest Daily GRO will not create a guarantee if the maturity date of that guarantee would extend beyond the date by which annuity payments must commence under the terms of your Annuity. This is true even with respect to a new Owner who has acquired the Annuity from the original Owner.

The guarantees provided by the benefit exist only on the applicable maturity date(s). However, due to the ongoing monitoring of your Account Value, and the transfer of Account Value to support our future guarantees, the benefit may provide some protection from significant Sub-account losses if you choose to surrender your Annuity or begin receiving annuity payments prior to a maturity date. For this same reason, the benefit may limit your ability to benefit from Sub-account increases while it is in effect.

The initial guarantee is created on the day that the Highest Daily GRO benefit is added to your Annuity. We guarantee that your Account Value on the tenth anniversary of that day (we refer to each such anniversary as a “benefit anniversary”) will not be less than your Account Value on the day that the Highest Daily GRO benefit was added to your Annuity. Each benefit anniversary thereafter, we create a new guarantee. With respect to each such subsequent guarantee, we identify the highest Account Value that occurred between the date of that benefit anniversary and the date on which Highest Daily GRO was added to your Annuity. We guarantee that your Account Value ten years after that benefit anniversary will be no less than the highest daily Account Value that occurred during that time period. The following example illustrates the time period over which we identify the highest daily Account Value for purposes of each subsequent guarantee under the benefit. If the date of benefit election were January 1, 2009, we would create a guarantee on January 1, 2012 based on the highest Account Value achieved between January 1, 2009 and January 1, 2012, and that guarantee would mature on January 1, 2022. As described below, we adjust each of the guarantee amounts for purchase payments and withdrawals.

In general, we refer to a date on which the Account Value is guaranteed to be present as the “maturity date”. If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the “Current AST bond portfolio Sub-account” described below) in accordance with your current allocations instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts, on a pro rata basis. If the entire account value is invested in the AST bond portfolio Sub-account, we will allocate according to your current allocation instructions.

We increase the amount of each guarantee that has not yet reached its maturity date, as well as the highest daily Account Value that we calculate to establish a guarantee, by the amount of each Purchase Payment (and associated Credits) made prior to the applicable maturity date. For example, if the effective date of the benefit was January 1, 2009, and there was an initial guaranteed amount that was set at $100,000 maturing January 1, 2019, and a second guaranteed amount that was set at $120,000 maturing January 1, 2020, then a $30,000 Purchase Payment made on March 30, 2010 would increase the guaranteed amounts to $130,000 and $150,000, respectively. As illustrated in the examples below, additional Purchase Payments also increase an amount we refer to as the “dollar-for-dollar corridor.”

We reflect the effect of withdrawals by reference to an amount called the “dollar-for-dollar corridor.” The dollar-for-dollar corridor is set initially to equal 5% of the initial guaranteed amount (i.e., 5% of the Account Value at benefit election). Each “benefit year” (i.e., a year that begins on the date of election of Highest Daily GRO and each anniversary thereafter), withdrawals that you make that are equal to or less than the dollar-for-dollar corridor reduce (i) the amount of the dollar-for-dollar corridor for that benefit year (ii) the amount of each outstanding guarantee amount, and (iii) the highest daily Account Value that we calculate to establish a guarantee, by the exact amount of the withdrawal. However, if you withdraw more than the dollar-for-dollar corridor in a given benefit year, we use the portion of the withdrawal that exceeded the dollar-for-dollar corridor to effect a proportional reduction to both the dollar-for-dollar corridor itself and each outstanding guaranteed amount, as well as the highest daily Account Value that we calculate to establish a guarantee. We calculate a proportional reduction by (i) identifying the amount of the withdrawal that exceeded the dollar-for-dollar corridor (the “excess withdrawal”) (ii) subtracting the dollar-for-dollar amount from the Account Value prior to the withdrawal (iii) dividing the excess withdrawal by the amount in (ii). We then use the resulting proportion to reduce each of the guaranteed amount, the highest daily Account Value that we calculate to establish a guarantee, and the dollar for dollar corridor itself. See examples of this calculation below.

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Any partial withdrawals in payment of any third party investment advisory service will be treated as withdrawals, and will reduce each applicable guaranteed amount and the dollar-for-dollar corridor in the manner indicated above.

EXAMPLES

The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the Highest Daily GRO benefit are October 13, 2008; 2.) an initial Purchase Payment of $250,000 (includes any Credits); 3.) an initial guarantee amount of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for Highest Daily GRO or other fees and charges.

Example 1. Dollar-for-dollar reduction

A $10,000 withdrawal is taken on November 29, 2008 (in the first Annuity Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Dollar-for-dollar Limit:

■	The initial guarantee amount is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).
■	The remaining dollar-for-dollar limit (“Remaining Limit”) for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

Example 2. Dollar-for-dollar and proportional reductions

A second $10,000 withdrawal is taken on December 18, 2008 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $180,000. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:

■	the initial guarantee amount is first reduced by the Remaining Limit (from $240,000 to $237,500);
■	The result is then further reduced by the ratio of A to B, where:

—	A is the amount withdrawn less the Remaining Limit ($10,000 – $2,500, or $7,500).
—	B is the Account Value less the Remaining Limit ($180,000 – $2,500, or $177,500).

The resulting initial guarantee amount is: $237,500 × (1 – $7,500 / $177,500), or $227,464.79.

■	The Remaining Limit is set to zero (0) for the balance of the first Annuity Year.

The resulting dollar-for-dollar corridor for the next Annuity Year is calculated by multiplying the prior dollar-for-dollar corridor by the same ratio by which we reduce the Guarantee Amount above: $12,500 × (1 – $7,500 / $177,500), or $11,971.83.

Key Feature – Allocation of Account Value

HD GRO uses a predetermined mathematical formula to help manage your guarantees through all market cycles. The formula applicable to you may not be altered once you elect the benefit. This required formula helps us manage our financial exposure under HD GRO, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve Account Value, by transferring it to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to the Sub-accounts corresponding to these bond portfolios collectively as the “AST bond portfolio Sub-accounts”. The formula also contemplates the transfer of Account Value from an AST bond portfolio Sub-account to the other Sub-accounts. The formula is set forth in Appendix O of this prospectus. A summary description of each AST bond portfolio Sub-account appears within the prospectus section entitled “Investment Options.” In addition, you can find a copy of the AST bond portfolio prospectus by going to www.prudentialannuities.com.

For purposes of operating the HD GRO formula, we have included within each Annuity several AST bond portfolio Sub-accounts. Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2020, an AST bond portfolio whose underlying investments generally mature in 2021, and so forth. As discussed below, the formula determines the appropriate AST bond portfolio Sub-account to which Account Value is transferred. We will introduce new AST bond portfolio Sub-accounts in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit. If you have elected HD GRO, you may have Account Value allocated to an AST bond portfolio Sub-account only by operation of the formula, and thus you may not allocate Purchase Payments to or make transfers to or from an AST bond portfolio Sub-account.

Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. The formula determines the appropriate AST bond portfolio Sub-account to which Account Value is transferred. On any day a transfer into or out of the AST bond portfolio Sub-account is made, the formula may dictate that a transfer out of one AST bond portfolio Sub-account be made into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the “current liability”, as described below. In the formula, we use the term “Transfer Account” to refer to the AST bond portfolio Sub-account to which a transfer would be made. As indicated, the formula and AST bond portfolio Sub-accounts are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, the formula applicable to you under the benefit determines which AST bond portfolio Sub-account your Account Value is transferred to, and under what circumstances a transfer is made.

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In general, the formula works as follows. Under the formula, Account Value will transfer between the “Permitted Sub-accounts” and an AST bond portfolio Sub-account when dictated by the pre-determined mathematical formula. On each Valuation Day, including the effective date of the benefit, the pre-determined mathematical formula is used to compare your Account Value to an amount based on the guarantees provided under the benefit. The formula determines whether a transfer occurs based, among other things, on an identification of the outstanding guarantee that has the largest present value. Based on the formula, a determination is made as to whether any portion of your Account Value is to be transferred to or from the AST bond portfolio Sub-account. In identifying those guarantees, we consider each guarantee that already has been set (i.e., on a benefit anniversary), as well as an amount that we refer to as the “Projected Future Guarantee.” The “Projected Future Guarantee” is an amount equal to the highest Account Value (adjusted for withdrawals, additional Purchase Payments, and any associated Credits as described in the section of the prospectus concerning HD GRO) within the current benefit year that would result in a new guarantee. For the Projected Future Guarantee, the assumed Guarantee Period begins on the current Valuation Day and ends 10 years from the next anniversary of the effective date of the benefit. As such, a Projected Future Guarantee could cause a transfer of Account Value into an AST bond portfolio Sub-account. We only calculate a Projected Future Guarantee if the assumed Guarantee Period associated with that Projected Future Guarantee does not extend beyond the latest Annuity Date applicable to the Annuity. The amount that is transferred to and from the AST bond portfolio Sub-accounts pursuant to the formula depends upon the factors set forth in the bullet points below, some of which relate to the guarantee amount(s), including the Projected Future Guarantee.

For each outstanding guarantee and the Projected Future Guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable “discount rate”, would equal the applicable guarantee amount on the Maturity Date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing that interest rate by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the “current liability” in the formula. The formula compares the current liability to the amount of your Account Value held within the AST bond portfolio Sub-account and to your Account Value held within the Permitted Sub-accounts. If the current liability, reduced by the amount held within the current AST bond portfolio Sub-account, and divided by the amount held within the Permitted Sub-accounts, exceeds an upper target value (currently, 85%), then the formula will make a transfer into the AST bond portfolio Sub-account, in the amount dictated by the formula (subject to the 90% cap feature discussed below). If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount within the Permitted Sub-accounts, is less than a lower target value (currently, 79%), then the formula will transfer Account Value from the AST bond portfolio Sub-account into the Permitted Sub-accounts, in the amount dictated by the formula.

As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts. Where you have not elected the 90% cap feature, at any given time, some, none, or all of your Account Value may be allocated to an AST bond portfolio Sub-account. For such elections, if your entire Account Value is transferred to an AST bond portfolio Sub-account, then based on the way the formula operates, the formula will not transfer amounts out of the AST bond portfolio Sub-account and the entire Account Value would remain in the AST bond portfolio Sub-account. If you make additional Purchase Payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional Purchase Payments may or may not cause the formula to transfer money into or out of the AST bond portfolio Sub-account. Once the Purchase Payments are allocated to your Annuity, they also will be subject to the formula, which may result in immediate transfers to or from the AST bond portfolio Sub-accounts, if dictated by the formula. If you have elected the 90% cap feature discussed below, at any given time, some, none, or most of your Account Value may be allocated to the AST bond portfolio Sub-accounts.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST bond portfolio Sub-accounts pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

■	The difference between your Account Value and your guarantee amount(s);
■	The amount of time until the maturity of your guarantee(s);
■	The amount invested in, and the performance of, the Permitted Sub-accounts;
■	The amount invested in, and the performance of, the AST bond portfolio Sub-accounts;
■	The discount rate used to determine the present value of your guarantee(s);
■	Additional Purchase Payments, if any, that you make to the Annuity; and
■	Withdrawals, if any, taken from the Annuity.

Any amounts invested in the AST bond portfolio Sub-accounts will affect your ability to participate in a subsequent market recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the market recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected. The AST bond portfolio Sub-accounts are available only with certain optional living benefits, and you may not allocate Purchase Payments to or transfer Account Value to or from the AST bond portfolio Sub-accounts.

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Election/Cancellation of the Benefit

We no longer permit new elections of Highest Daily GRO. If you currently participate in Highest Daily GRO, your existing guarantees are unaffected by the fact that we generally no longer offer Highest Daily GRO.

If you wish, you may cancel the Highest Daily GRO benefit. You may then elect any other currently available living benefit, which is available to be added post issue on any Valuation Day after you have cancelled the Highest Daily GRO benefit, provided the request is received in good order (subject to state availability and in accordance with any applicable age requirements). Upon cancellation of the Highest Daily GRO benefit, any Account Value allocated to the AST Bond Portfolio Sub-accounts used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro-rata. Upon your election of another living benefit, Account Value may be transferred between the AST Bond Portfolio Sub-accounts or, depending on the benefits selected, the AST Investment Grade Bond Portfolio, and the Permitted Sub-accounts according to a pre-determined mathematical formula used with that benefit. It is possible that over time the formula could transfer some, most, or none of the Account Value to the AST Bond Portfolio Sub-accounts or, depending on the benefits selected, the AST Investment Grade Bond Portfolio, under the newly-elected benefit. You also should be aware that upon cancellation of the Highest Daily GRO benefit, you will lose all guarantees that you had accumulated under the benefit. Thus, the guarantees under your newly-elected benefit will be based on your current Account Value. The benefit you elect or re-elect may be more expensive than the benefit you cancel. Once the Highest Daily GRO benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Highest Daily GRO benefit provided that the benefit you are looking to elect is available on a post-issue basis.

Highest Daily GRO will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or (d) upon full surrender of the Annuity. If you elect to terminate the benefit, Highest Daily GRO will no longer provide any guarantees. The charge for the Highest Daily GRO benefit will no longer be deducted from your Account Value upon termination of the benefit.

Special Considerations under Highest Daily GRO

This benefit is subject to certain rules and restrictions, including, but not limited to the following:

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Upon inception of the benefit, 100% of your Account Value must have been allocated to the Permitted Sub-accounts. The Permitted Sub-accounts are those described in the Investment Option section of this prospectus. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.

■	You cannot participate in any dollar cost averaging benefit that transfers Account Value from a fixed interest rate option to a Sub-account.
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Transfers from the other Sub-accounts to an AST bond portfolio Sub-account or from an AST bond portfolio Sub-account to the other Sub-accounts under the benefit will not count toward the maximum number of free transfers allowable under the Annuity.

■	Any amounts applied to your Account Value by us on a maturity date will not be treated as “investment in the contract” for income tax purposes.
■	As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.
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We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

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If you elect this benefit, and in connection with that election you are required to reallocate to different investment options permitted under this benefit, then on the Valuation Day on which we receive your request in Good Order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in the permitted investment options that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day.

Charges under the Benefit

We deduct an annual charge equal to 0. 60% (0.35% for elections prior to May 1, 2009) of the average daily net assets of the Sub-accounts (including each AST bond portfolio Sub-account) for participation in the Highest Daily GRO benefit. The charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed and (b) administration of the benefit. We reserve the right to increase this fee for newly-issued contracts or new elections of the benefit. The charges will not exceed the maximum charges shown in the section of this prospectus entitled “Summary of Contract Fees and Charges.” You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.

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OPTIONAL 90% CAP FEATURE FOR HIGHEST DAILY GRO

If you currently own an Annuity and have elected the Highest Daily GRO benefit, you can elect this optional feature, at no additional cost, which utilizes a new mathematical formula. The predetermined mathematical formula is described below and will replace the “Transfer Calculation” portion of the mathematical formula currently used in connection with your benefit on a prospective basis. This election may only be made once and may not be revoked once elected. The new formula is set forth in Appendix O of this prospectus, and is described below. Only the election of the 90% cap feature will prevent all of your Account Value from being allocated to an AST bond portfolio Sub-account. If all of your Account Value is currently allocated to an AST bond portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect this 90% cap feature. If you make additional Purchase Payments, they may result in a transfer of Account Value.

As with the formula that does not include the 90% cap feature, the formula with the 90% cap feature determines whether a transfer occurs based, among other things, on an identification of the outstanding guarantee that has the largest present value. In identifying those guarantees, we consider each guarantee that already has been set (i.e., on a benefit anniversary), as well as the “Projected Future Guarantee” (as described above).

Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. In the description of the formula in the next paragraph, we refer to the AST bond portfolio Sub-account in which you are invested immediately prior to any potential asset transfer as the “Current AST bond portfolio Sub-account.” The formula may dictate that a transfer out of the Current AST bond portfolio Sub-account be made, or alternatively may mandate a transfer into an AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the “current liability” (we refer to that Sub-account as the “Transfer AST bond portfolio Sub-account”). Note that if the Current AST bond portfolio Sub-account is associated with the current liability, then that Sub-account would be the Transfer AST bond portfolio Sub-account, and we would simply transfer additional assets into the Sub-account if dictated by the formula.

Under the new formula, the formula will not execute a transfer to the Transfer AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account (“90% cap rule”). Thus, on any Valuation Day, if the formula would require a transfer to the Transfer AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a formula-initiated transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap rule). At no time will the formula make a transfer to the Transfer AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the Transfer AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the Transfer AST bond portfolio Sub-account.

If you make additional purchase payments to your Annuity while the transfer restriction of the 90% cap rule is in effect, the formula will not transfer any of such additional purchase payments to the Transfer AST bond portfolio Sub-account at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the Transfer AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the Transfer AST bond portfolio Sub-account (at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account).

For example,

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March 19, 2010 – a transfer is made that results in the 90% cap rule being met and now $90,000 is allocated to the Transfer AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

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March 20, 2010 – you make an additional purchase payment of $10,000. No transfers have been made from the Transfer AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2010.

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As of March 20, 2010 (and at least until first a transfer is made out of the Transfer AST bond portfolio Sub-account under the formula) the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the Transfer AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the Transfer AST bond portfolio Sub-account).

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Once there is a transfer out of the Transfer AST bond portfolio Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap rule).

If at the time you elect the 90% cap rule, more than 90% of your Account Value is allocated to an AST bond portfolio Sub-account used with the benefit, a transfer will be made from the AST bond portfolio Sub-account such that Account Value will be allocated

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90% to the AST bond portfolio Sub-account and 10% will be allocated to your elected Sub-accounts. Amounts to be transferred from the AST bond portfolio Sub-account to your elected Sub-accounts will be transferred according to the following “hierarchy” (i.e., if a given item is inapplicable, we use the next instruction that is applicable): (a) the percentages dictated by any existing asset allocation program; or (b) the percentages dictated by any auto-rebalancing program; or (c) pro-rata according to amounts currently held in your elected Sub-accounts; or (d) according to the currently-effective allocation instructions used for the allocation of subsequent Purchase Payments. It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amount of such additional transfer(s) will vary. If, on the date this feature is elected, 100% of your Account Value is allocated to the Transfer AST bond portfolio Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts.

It is possible that an additional transfer to the Permitted Sub-accounts could occur the following Valuation Day(s), and in some instances (based upon the formula) the additional transfer(s) could be large. Thereafter, your Account Value can be transferred between the Transfer AST bond portfolio Sub-account and your Permitted Sub-accounts as frequently as daily, based on what the formula prescribes.

Once the transfer restriction of the 90% cap feature is triggered, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature).

Important Considerations When Electing this Feature:

■	At any given time, some, most or none of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.
■

Please be aware that because of the way the 90% cap feature mathematical formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.

■

If this feature is elected, any Account Value transferred to the Permitted Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending on the performance of the Permitted Sub-accounts you select.

Your election of the 90% cap feature will not result in your losing the guarantees you had accumulated under your existing Highest Daily GRO benefit.

GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB)

The Guaranteed Minimum Withdrawal Benefit is no longer available for new elections.

The Guaranteed Minimum Withdrawal Benefit guarantees your ability to withdraw amounts equal to an initial principal value (called the “Protected Value”), regardless of the impact of Sub-account performance on your Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that market performance will not affect your ability to protect your principal. You are not required to make withdrawals as part of the benefit – the guarantee is not lost if you withdraw less than the maximum allowable amount of principal each year under the rules of the benefit. There is an additional charge if you elected the GMWB benefit; however, the charge may be waived under certain circumstances described below.

Key Feature – Protected Value

The Protected Value is the total amount that we guarantee will be available to you through withdrawals from your Annuity and/or benefit payments, regardless of the impact of Sub-account performance on your Account Value. The Protected Value is reduced with each withdrawal you make until the Protected Value is reduced to zero. When the Protected Value is reduced to zero due to your withdrawals, the GMWB benefit terminates. Additionally, the Protected Value is used to determine the maximum annual amount that you can withdraw from your Annuity, called the Protected Annual Withdrawal Amount, without triggering an adjustment in the Protected Value on a proportional basis. The Protected Value is referred to as the “Benefit Base” in the rider we issue for this benefit.

The Protected Value is determined as of the date you make your first withdrawal under your Annuity following your election of the GMWB benefit. The initial Protected Value is equal to the greater of (A) the Account Value on the date you elect the GMWB benefit, plus any additional Purchase Payments (plus any Credits applied to such Purchase Payments under XT6) before the date of your first withdrawal; or (B) the Account Value as of the date of the first withdrawal from your Annuity. The Protected Value may be enhanced by increases in your Account Value due to market performance during the period between your election of the GMWB benefit and the date of your first withdrawal.

■	If you elect the GMWB benefit at the time you purchase your Annuity, the Account Value will be your initial Purchase Payment (plus any Credits applied to such Purchase Payments under XT6).
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If we offer the GMWB benefit to existing Annuity Owners, the Account Value on the anniversary of the Issue Date of your Annuity following your election of the GMWB benefit will be used to determine the initial Protected Value.

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If you make additional Purchase Payments after your first withdrawal, the Protected Value will be increased by the amount of the additional Purchase Payment (plus any Credits applied to such Purchase Payments under XT6).

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You may elect to step-up your Protected Value if, due to positive market performance, your Account Value is greater than the Protected Value. You are eligible to step-up the Protected Value on or after the 5th anniversary following the first withdrawal under the GMWB benefit. The Protected Value can be stepped up again on or after the 5th anniversary following the preceding step-up. If you elect to step-up the Protected Value, you must do so during the 30-day period prior to your eligibility date. If you elect to step-up the Protected Value under the benefit, and on the date you elect to step-up, the charges under the GMWB benefit have changed for new purchasers, your benefit may be subject to the new charge going forward.

Upon election of the step-up, we reset the Protected Value to be equal to the then current Account Value. For example, assume your initial Protected Value was $100,000 and you have made cumulative withdrawals of $40,000, reducing the Protected Value to $60,000. On the date you are eligible to step-up the Protected Value, your Account Value is equal to $75,000. You could elect to step-up the Protected Value to $75,000 on the date you are eligible. Upon election of the step-up, we also reset the Protected Annual Withdrawal Amount (discussed immediately below) to be equal to the greater of (A) the Protected Annual Withdrawal Amount immediately prior to the reset; and (B) 7% of the Protected Value immediately after the reset.

Key Feature – Protected Annual Withdrawal Amount.

The initial Protected Annual Withdrawal Amount is equal to 7% of the Protected Value. Under the GMWB benefit, if your cumulative withdrawals each Annuity Year are less than or equal to the Protected Annual Withdrawal Amount, your Protected Value will be reduced on a “dollar-for-dollar” basis (the Protected Value is reduced by the actual amount of the withdrawal, including any CDSC or MVA that may apply). Cumulative withdrawals in any Annuity Year that exceed the Protected Annual Withdrawal Amount trigger a proportional adjustment to both the Protected Value and the Protected Annual Withdrawal Amount, as described in the rider for this benefit (see the examples of this calculation below). The Protected Annual Withdrawal Amount is referred to as the “Maximum Annual Benefit” in the rider we issue for this benefit.

The GMWB benefit does not affect your ability to make withdrawals under your Annuity or limit your ability to request withdrawals that exceed the Protected Annual Withdrawal Amount. You are not required to withdraw all or any portion of the Protected Annual Withdrawal Amount each Annuity Year.

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If, cumulatively, you withdraw an amount less than the Protected Annual Withdrawal Amount in any Annuity Year, you cannot carry-over the unused portion of the Protected Annual Withdrawal Amount to subsequent Annuity Years. However, because the Protected Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Protected Annual Withdrawal Amount may extend the period of time until the remaining Protected Value is reduced to zero.

■	Additional purchase payments will increase the Protected Annual Withdrawal Amount by 7% of the applicable purchase payment (and any Credits we apply to such purchase payments under XT6).
■	If the Protected Annual Withdrawal Amount after an adjustment exceeds the Protected Value, the Protected Annual Withdrawal Amount will be set equal to the Protected Value.

The following examples of dollar-for dollar and proportional reductions and the reset of the Maximum Annual Benefit assume that: 1.) the Issue Date and the effective date of the GMWB benefit are October 13, 2005; 2.) an initial Purchase Payment of $250,000 (includes any Credits in the case of XT6); 3.) a Protected Value of $250,000; and 4.) a Protected Annual Withdrawal Amount of $17,500 (7% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for GMWB or any other fees and charges.

Example 1. Dollar-for-dollar reduction

A $10,000 withdrawal is taken on November 13, 2005 (in the first Annuity Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Protected Annual Withdrawal Amount:

■	The Protected Value is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).
■	The remaining Protected Annual Withdrawal Amount for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $17,500 to $7,500).

Example 2. Dollar-for-dollar and proportional reductions

A second $10,000 withdrawal is taken on December 13, 2005 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $220,000. As the amount withdrawn exceeds the remaining Protected Annual Withdrawal Amount of $7,500 from Example 1:

■	the Protected Value is first reduced by the remaining Protected Annual Withdrawal Amount (from $240,000 to $232,500);
■	The result is then further reduced by the ratio of A to B, where:

—	A is the amount withdrawn less the remaining Protected Annual Withdrawal Amount ($10,000 – $7,500, or $2,500).
—	B is the Account Value less the remaining Protected Annual Withdrawal Amount ($220,000 – $7,500, or $212,500).

The resulting Protected Value is: $232,500 X (1 – $2,500 / $212,500), or $229,764.71.

■	the Protected Annual Withdrawal Amount is also reduced by the ratio of A to B: The resulting Protected Annual Withdrawal Amount is: $17,500 X (1 – $2,500 / $212,500), or $17,294.12.

—	The remaining Protected Annual Withdrawal Amount is set to zero (0) for the balance of the first Annuity Year.

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Example 3. Reset of the Maximum Annual Benefit

A $10,000 withdrawal is made on October 13, 2006 (second Annuity Year). The remaining Protected Annual Withdrawal Amount has been reset to the Protected Annual Withdrawal Amount of $17,294.12 from Example 2. As the amount withdrawn is less than the remaining Protected Annual Withdrawal Amount:

■	the Protected Value is reduced by the amount withdrawn (i.e., reduced by $10,000, from $229,764.71 to $219,764.71).
■	the remaining Protected Annual Withdrawal Amount for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $17,294.12 to $7,294.12).

BENEFITS UNDER GMWB

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In addition to any withdrawals you make under the GMWB benefit, Sub-account performance may reduce your Account Value. If your Account Value is equal to zero, and you have not received all of your Protected Value in the form of withdrawals from your Annuity, we will continue to make payments equal to the remaining Protected Value in the form of fixed, periodic payments until the remainder of the Protected Value is paid, at which time the rider terminates. The fixed, periodic payments will each be equal to the Protected Annual Withdrawal Amount, except for the last payment which may be equal to the remaining Protected Value. We will determine the duration for which periodic payments will continue by dividing the Protected Value by the Protected Annual Withdrawal Amount. You will not have the right to make additional Purchase Payments or receive the remaining Protected Value in a lump sum. You can elect the frequency of payments, subject to our rules then in effect.

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If the death benefit under your Annuity becomes payable before you have received all of your Protected Value in the form of withdrawals from your Annuity, your Beneficiary has the option to elect to receive the remaining Protected Value as an alternate death benefit payout in lieu of the amount payable under any other death benefit provided under your Annuity. The remaining Protected Value will be payable in the form of fixed, periodic payments. Your beneficiary can elect the frequency of payments, subject to our rules then in effect. We will determine the duration for which periodic payments will continue by dividing the Protected Value by the Protected Annual Withdrawal Amount. The Protected Value is not equal to the Account Value for purposes of the Annuity’s other death benefit options. The GMWB benefit does not increase or decrease the amount otherwise payable under the Annuity’s other death benefit options. Generally, the GMWB benefit would be of value to your Beneficiary only when the Protected Value at death exceeds any other amount available as a death benefit.

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If you elect to begin receiving annuity payments before you have received all of your Protected Value in the form of withdrawals from your Annuity, an additional annuity payment option will be available that makes fixed annuity payments for a certain period, determined by dividing the Protected Value by the Protected Annual Withdrawal Amount. If you elect to receive annuity payments calculated in this manner, the assumed interest rate used to calculate such payments will be 0%, which is less than the assumed interest rate on other annuity payment options we offer. This 0% assumed interest rate results in lower annuity payments than what would have been paid if the assumed interest rate was higher than 0%. You can also elect to terminate the GMWB benefit and begin receiving annuity payments based on your then current Account Value (not the remaining Protected Value) under any of the available annuity payment options.

Other Important Considerations

■	Withdrawals under the GMWB benefit are subject to all of the terms and conditions of your Annuity, including any CDSC and MVA that may apply.
■	Withdrawals made while the GMWB benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under your Annuity.
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The GMWB benefit does not directly affect your Annuity’s Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal. If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Value.

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You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the GMWB benefit. The GMWB benefit provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Protected Value in the form of periodic benefit payments.

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We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

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The Basic Death Benefit will terminate if withdrawals taken under the GMWB benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the GMWB benefit cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

Election of the Benefit

The GMWB benefit is no longer available. If you currently participate in GMWB, your existing guarantees are unaffected by the fact that we no longer offer GMWB.

We reserve the right to restrict the maximum amount of Protected Value that may be covered under the GMWB benefit under this Annuity or any other annuities that you own that are issued by Prudential Annuities or its affiliated companies.

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Termination of the Benefit

The benefit terminates automatically when your Protected Value reaches zero based on your withdrawals. You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective. The benefit terminates upon your surrender of your Annuity, upon due proof of death (unless your surviving spouse elects to continue your Annuity and the GMWB benefit or your Beneficiary elects to receive the amounts payable under the GMWB benefit in lieu of the death benefit) or upon your election to begin receiving annuity payments.

The charge for the GMWB benefit will no longer be deducted from your Account Value upon termination of the benefit.

Please note that if you terminate a living benefit such as GMWB and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. We reserve the right to waive, change and/or further limit the election frequency in the future.

Charges under the Benefit

■	Currently, we deduct a charge equal to 0.35% of the average daily net assets of the Sub-accounts per year for the GMWB benefit. The annual charge is deducted daily.
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If, during the seven years following the effective date of the benefit, you do not make any withdrawals, and also during the five years after the effective date of the benefit you make no purchase payment, we will thereafter waive the charge for GMWB. If you make a purchase payment after we have instituted that fee waiver (whether that purchase payment is directed to a Sub-account or to a Fixed Allocation), we will resume imposing the GMWB fee (without notifying you of the resumption of the charge). Withdrawals that you take after the fee waiver has been instituted will not result in the re-imposition of the GMWB charge.

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If you elect to step-up the Protected Value under the benefit, and on the date you elect to step-up, the charges under the benefit have changed for new purchasers, your benefit may be subject to the new charge level for the benefit.

Additional Tax Considerations for Qualified Contracts/Arrangements

If you purchase an Annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than 5 percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Protected Annual Withdrawal Amount, which will cause us to recalculate the Protected Value and the Protected Annual Withdrawal Amount, resulting in a lower amount payable in future Annuity Years.

GUARANTEED MINIMUM INCOME BENEFIT (GMIB)

The Guaranteed Minimum Income Benefit is no longer available for new elections.

The Guaranteed Minimum Income Benefit is an optional benefit that, after a seven-year waiting period, guarantees your ability to begin receiving income from your Annuity in the form of annuity payments based on a guaranteed minimum value (called the “Protected Income Value”) that increases after the waiting period begins, regardless of the impact of Sub-account performance on your Account Value. The benefit may be appropriate for you if you anticipate using your Annuity as a future source of periodic fixed income payments for the remainder of your life and wish to ensure that the basis upon which your income payments will be calculated will achieve at least a minimum amount despite fluctuations in market performance. There is an additional charge if you elected the GMIB benefit.

Key Feature – Protected Income Value

The Protected Income Value is the minimum amount that we guarantee will be available (net of any applicable tax charge), after a waiting period of at least seven years, as a basis to begin receiving fixed annuity payments. The Protected Income Value is initially established on the effective date of the GMIB benefit and is equal to your Account Value on such date. Currently, since the GMIB benefit may only be elected at issue, the effective date is the Issue Date of your Annuity. The Protected Income Value is increased daily based on an annual growth rate of 5%, subject to the limitations described below. The Protected Income Value is referred to as the “Protected Value” in the rider we issue for this benefit. The 5% annual growth rate is referred to as the “Roll-Up Percentage” in the rider we issue for this benefit.

The Protected Income Value is subject to a limit of 200% (2X) of the sum of the Protected Income Value established on the effective date of the GMIB benefit, or the effective date of any step-up value, plus any additional Purchase Payments (and any Credit that is applied to such Purchase Payments in the case of XT6) made after the waiting period begins (“Maximum Protected Income Value”), minus the impact of any withdrawals (as described below in “Impact of Withdrawals on the Protected Income Value”) you make from your Annuity after the waiting period begins.

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Subject to the maximum age/durational limits described immediately below, we will no longer increase the Protected Income Value by the 5% annual growth rate once you reach the Maximum Protected Income Value. However, we will increase the

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Protected Income Value by the amount of any additional Purchase Payments after you reach the Maximum Protected Income Value. Further, if you make withdrawals after you reach the Maximum Protected Income Value, we will reduce the Protected Income Value and the Maximum Protected Income Value by the proportional impact of the withdrawal on your Account Value.

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Subject to the Maximum Protected Income Value, we will no longer increase the Protected Income Value by the 5% annual growth rate after the later of the anniversary date on or immediately following the Annuitant’s 80th birthday or the 7th anniversary of the later of the effective date of the GMIB benefit or the effective date of the most recent step-up. However, we will increase the Protected Income Value by the amount of any additional Purchase Payments (and any Credit that is applied to such Purchase Payments in the case of XT6). Further, if you make withdrawals after the Annuitant reaches the maximum age/duration limits, we will reduce the Protected Income Value and the Maximum Protected Income Value by the proportional impact of the withdrawal on your Account Value.

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Subject to the Maximum Protected Income Value, if you make an additional Purchase Payment, we will increase the Protected Income Value by the amount of the Purchase Payment (and any Credit that is applied to such Purchase Payment in the case of XT6) and will apply the 5% annual growth rate on the new amount from the date the Purchase Payment is applied.

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As described below, after the waiting period begins, cumulative withdrawals each Annuity Year that are up to 5% of the Protected Income Value on the prior anniversary of your Annuity will reduce the Protected Income Value by the amount of the withdrawal. Cumulative withdrawals each Annuity Year in excess of 5% of the Protected Income Value on the prior anniversary of your Annuity will reduce the Protected Income Value proportionately. All withdrawals after the Maximum Protected Income Value is reached will reduce the Protected Income Value proportionately. The 5% annual growth rate will be applied to the reduced Protected Income Value from the date of the withdrawal.

Stepping-Up the Protected Income Value – You may elect to “step-up” or “reset” your Protected Income Value if your Account Value is greater than the current Protected Income Value. Upon exercise of the step-up provision, your initial Protected Income Value will be reset equal to your current Account Value. From the date that you elect to step-up the Protected Income Value, we will apply the 5% annual growth rate to the stepped-up Protected Income Value, as described above. You can exercise the step-up provision twice while the GMIB benefit is in effect, and only while the Annuitant is less than age 76.

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A new seven-year waiting period will be established upon the effective date of your election to step-up the Protected Income Value. You cannot exercise your right to begin receiving annuity payments under the GMIB benefit until the end of the new waiting period. In light of this waiting period upon resets, it is not recommended that you reset your GMIB if the required beginning date under IRS minimum distribution requirements would commence during the 7 year waiting period. See “Tax Considerations” section in this prospectus for additional information on IRS requirements.

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The Maximum Protected Income Value will be reset as of the effective date of any step-up. The new Maximum Protected Income Value will be equal to 200% of the sum of the Protected Income Value as of the effective date of the step-up plus any subsequent Purchase Payments (and any Credit that is applied to such Purchase Payments in the case of XT6), minus the impact of any withdrawals after the date of the step-up.

■	When determining the guaranteed annuity purchase rates for annuity payments under the GMIB benefit, we will apply such rates based on the number of years since the most recent step-up.
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If you elect to step-up the Protected Income Value under the benefit, and on the date you elect to step-up, the charges under the GMIB benefit have changed for new purchasers, your benefit may be subject to the new charge going forward.

■	A step-up will increase the dollar for dollar limit on the anniversary of the Issue Date of the Annuity following such step-up.

Impact of Withdrawals on the Protected Income Value – Cumulative withdrawals each Annuity Year up to 5% of the Protected Income Value will reduce the Protected Income Value on a “dollar-for-dollar” basis (the Protected Income Value is reduced by the actual amount of the withdrawal). Cumulative withdrawals in any Annuity Year in excess of 5% of the Protected Income Value will reduce the Protected Income Value proportionately (see the examples of this calculation below). The 5% annual withdrawal amount is determined on each anniversary of the Issue Date (or on the Issue Date for the first Annuity Year) and applies to any withdrawals during the Annuity Year. This means that the amount available for withdrawals each Annuity Year on a “dollar-for-dollar” basis is adjusted on each Annuity anniversary to reflect changes in the Protected Income Value during the prior Annuity Year.

The Maximum Protected Income Value is reduced by the same dollar-for-dollar amount as the Protected Income Value is reduced and the same proportional percentage as the Protected Income Value is reduced.

The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GMIB benefit are October 13, 2005; 2.) an initial Purchase Payment of $250,000 (includes any Credits in the case of XT6); 3.) an initial Protected Income Value of $250,000; 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000); and 5.) a Maximum Protected Income Value of $500,000 (200% of the initial Protected Income Value). The values set forth here are purely hypothetical and do not reflect the charge for GMIB or any other fees and charges.

Example 1. Dollar-for-dollar reduction

A $10,000 withdrawal is taken on November 13, 2005 (in the first Annuity Year). No prior withdrawals or step-ups have been taken. Immediately prior to the withdrawal, the Protected Income Value is $251,038.10 (the initial value accumulated for 31 days at an annual effective rate of 5%). As the amount withdrawn is less than the dollar-for-dollar limit:

■	The Protected Income Value is reduced by the amount withdrawn (i.e., by $10,000, from $251,038.10 to $241,038.10).

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■	The Maximum Protected Income Value is reduced by the amount withdrawn (i.e., by $10,000 from $500,000.00 to $490,000.00).
■	The remaining dollar-for-dollar limit (“Remaining Limit”) for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

Example 2. Dollar-for-dollar and proportional reductions

A second $10,000 withdrawal is taken on December 13, 2005 (still within the first Annuity Year). Immediately before the withdrawal, the Account Value is $220,000, the Protected Income Value is $242,006.64 and the Maximum Protected Income Value is $490,000.00. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:

■	The Protected Income Value is first reduced by the Remaining Limit (from $242,006.64 to $239,506.64);
■	The result is then further reduced by the ratio of A to B, where:

—	A is the amount withdrawn less the Remaining Limit ($10,000 – $2,500, or $7,500).
—	B is the Account Value less the Remaining Limit ($220,000 – $2,500, or $217,500).

The resulting Protected Income Value is: $239,506.64 X (1 – $7,500 / $217,500), or $231,247.79.

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The Maximum Protected Income Value is reduced first by the same dollar amount as the Protected Income Value ($490,000.00 – $2,500 or $487,500.00) and by the same proportion as for the Protected Income Value ($487,500.00 X 0.9655 or $470,689.66).

■	The Remaining Limit is set to zero (0) for the balance of the first Annuity Year.

Example 3. Reset of the dollar-for-dollar limit

A $10,000 withdrawal is made on the first anniversary of the Issue Date, October 13, 2006 (second Annuity Year). Prior to the withdrawal, the Protected Income Value is $240,838.37 and the Maximum Protected Income Value is $470,689.66. The Remaining Limit is reset to 5% of the Protected Income Value amount, or $12,041.92. As the amount withdrawn is less than the dollar-for-dollar limit:

■	The Protected Income Value is reduced by the amount withdrawn (i.e., reduced by $10,000, from $240,838.37 to $230,838.37).
■	The Maximum Protected Income Value is also reduced by the amount withdrawn (i.e., by $10,000 from $470,689.66, to $460,689.66).
■	The Remaining Limit for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $12,041.92 to $2,041.92).

Key Feature – GMIB Annuity Payments

You can elect to apply the Protected Income Value to one of the available GMIB Annuity Payment Options on any anniversary date following the initial waiting period, or any subsequent waiting period established upon your election to step-up the Protected Income Value. Once you have completed the waiting period, you will have a 30-day period each year, after the Annuity anniversary, during which you may elect to begin receiving annuity payments under one of the available GMIB Annuity Payment Options. You must elect one of the GMIB Annuity Payment Options by the anniversary of the Annuity’s Issue Date on or immediately following the Annuitant’s or your 95th birthday (whichever is sooner), except for Annuities used as a funding vehicle for an IRA, SEP IRA or 403(b), in which case you must elect one of the GMIB Annuity Payment Options by the anniversary of the Annuity’s Issue Date on or immediately following the Annuitant’s 92nd birthday.

Your Annuity or state law may require you to begin receiving annuity payments at an earlier date.

The amount of each GMIB Annuity Payment will be determined based on the age and, where permitted by law, sex of the Annuitant by applying the Protected Income Value (net of any applicable tax charge that may be due) to the GMIB Annuity Payment Option you choose. We use special annuity purchase rates to calculate the amount of each payment due under the GMIB Annuity Payment Options. These special rates for the GMIB Annuity Payment Options are calculated using an assumed interest rate factor that provides for lower growth in the value applied to produce annuity payments than if you elected an annuity payment option that is not part of the GMIB benefit. These special rates also are calculated using other factors such as “age setbacks” (use of an age lower than the Annuitant’s actual age) that result in lower payments than would result if you elected an annuity payment option that is not part of the GMIB benefit. Use of an age setback entails a longer assumed life for the Annuitant which in turn results in lower annuity payments.

On the date that you elect to begin receiving GMIB Annuity Payments, we guarantee that your payments will be calculated based on your Account Value and our then current annuity purchase rates if the payment amount calculated on this basis would be higher than it would be based on the Protected Income Value and the special GMIB annuity purchase rates.

GMIB Annuity Payment Option 1 – Payments for Life with a Certain Period

Under this option, monthly annuity payments will be made until the death of the Annuitant. If the Annuitant dies before having received 120 monthly annuity payments, the remainder of the 120 monthly annuity payments will be made to the Beneficiary.

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GMIB Annuity Payment Option 2 – Payments for Joint Lives with a Certain Period

Under this option, monthly annuity payments will be made until the death of both the Annuitant and the Joint Annuitant. If the Annuitant and the Joint Annuitant die before having received 120 monthly annuity payments, the remainder of the 120 monthly annuity payments will be made to the Beneficiary.

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If the Annuitant dies first, we will continue to make payments until the later of the death of the Joint Annuitant and the end of the period certain. However, if the Joint Annuitant is still receiving annuity payments following the end of the certain period, we will reduce the amount of each subsequent payment to 50% of the original payment amount.

■	If the Joint Annuitant dies first, we will continue to make payments until the later of the death of the Annuitant and the end of the period certain.

You cannot withdraw your Account Value or the Protected Income Value under either GMIB Annuity Payment Option once annuity payments have begun. We may make other payout frequencies available, such as quarterly, semi-annually or annually.

Other Important Considerations

You should note that GMIB is designed to provide a type of insurance that serves as a safety net only in the event your Account Value declines significantly due to negative investment performance. If your Account Value is not significantly affected by negative investment performance, it is unlikely that the purchase of the GMIB will result in your receiving larger annuity payments than if you had not purchased GMIB. This is because the assumptions that we use in computing the GMIB, such as the annuity purchase rates, (which include assumptions as to age-setbacks and assumed interest rates), are more conservative than the assumptions that we use in computing annuity payout options outside of GMIB. Therefore, you may generate higher income payments if you were to annuitize a lower Account Value at the current annuity purchase rates, than if you were to annuitize under the GMIB with a higher Protected Value than your Account Value but, at the annuity purchase rates guaranteed under the GMIB. The GMIB benefit does not directly affect an Annuity’s Account Value, Surrender Value or the amount payable under either the basic Death Benefit provision of the Annuity or any optional Death Benefit provision. If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Income Value. The Protected Income Value is only applicable if you elect to begin receiving annuity payments under one of the GMIB annuity options after the waiting period.

■	Each Annuity offers other annuity payment options that you can elect which do not impose an additional charge, but which do not offer to guarantee a minimum value on which to make annuity payments.
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Where allowed by law, we reserve the right to limit subsequent Purchase Payments if we determine, at our sole discretion, that based on the timing of your Purchase Payments and withdrawals, your Protected Income Value is increasing in ways we did not intend. In determining whether to limit Purchase Payments, we will look at Purchase Payments which are disproportionately larger than your initial Purchase Payment and other actions that may artificially increase the Protected Income Value.

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We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

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If you change the Annuitant after the effective date of the GMIB benefit, the period of time during which we will apply the 5% annual growth rate may be changed based on the age of the new Annuitant. If the new Annuitant would not be eligible to elect the GMIB benefit based on his or her age at the time of the change, then the GMIB benefit will terminate.

■	Annuity payments made under the GMIB benefit are subject to the same tax treatment as any other annuity payment.
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At the time you elect to begin receiving annuity payments under the GMIB benefit or under any other annuity payment option we make available, the protection provided by an Annuity’s basic Death Benefit or any optional Death Benefit provision you elected will no longer apply.

Election of the Benefit

The GMIB benefit is no longer available. If you currently participate in GMIB, your existing guarantees are unaffected by the fact that we no longer offer GMIB.

Termination of the Benefit

The GMIB benefit cannot be terminated by the Owner once elected. The GMIB benefit automatically terminates as of the date your Annuity is fully surrendered, on the date the Death Benefit is payable to your Beneficiary (unless your surviving spouse elects to continue your Annuity), or on the date that your Account Value is transferred to begin making annuity payments. The GMIB benefit may also be terminated if you designate a new Annuitant who would not be eligible to elect the GMIB benefit based on his or her age at the time of the change.

Upon termination of the GMIB benefit we will deduct the charge from your Account Value for the portion of the Annuity Year since the prior anniversary of the Annuity’s Issue Date (or the Issue Date if in the first Annuity Year).

Charges under the Benefit

Currently, we deduct a charge equal to 0.50% per year of the average Protected Income Value for the period the charge applies. Because the charge is calculated based on the average Protected Income Value, it does not increase or decrease based on changes to the Annuity’s Account Value due to market performance. The dollar amount you pay each year will increase in any year the Protected Income Value increases, and it will decrease in any year the Protected Income Value decreases due to withdrawal, irrespective of whether your Account Value increases or decreases.

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The charge is deducted annually in arrears each Annuity Year on the anniversary of the Issue Date of an Annuity. We deduct the amount of the charge pro-rata from the Account Value allocated to the Sub-accounts and the Fixed Allocations. No MVA will apply to Account Value deducted from a Fixed Allocation. If you surrender your Annuity, begin receiving annuity payments under the GMIB benefit or any other annuity payment option we make available during an Annuity Year, or the GMIB benefit terminates, we will deduct the charge for the portion of the Annuity Year since the prior anniversary of the Annuity’s Issue Date (or the Issue Date if in the first Annuity Year).

No charge applies after the Annuity Date.

LIFETIME FIVE INCOME BENEFIT (LIFETIME FIVE)

The Lifetime Five Income Benefit is no longer being offered. Lifetime Five could have been elected only where the Annuitant and the Owner were the same person or, if the Annuity Owner is an entity, where there was only one Annuitant. The Annuitant must have been at least 45 years old when the benefit is elected. The Lifetime Five Income Benefit was not available if you elected any other optional living benefit. As long as your Lifetime Five Income Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available option(s) with this benefit.

The benefit guarantees your ability to withdraw amounts equal to a percentage of an initial principal value (called the “Protected Withdrawal Value”), regardless of the impact of market performance on your Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. There are two options – one is designed to provide an annual withdrawal amount for life (the “Life Income Benefit”) and the other is designed to provide a greater annual withdrawal amount as long as there is Protected Withdrawal Value (adjusted as described below) (the “Withdrawal Benefit”). If there is no Protected Withdrawal Value, the withdrawal benefit will be zero. You do not choose between these two options; each option will continue to be available as long as your Annuity has an Account Value and the Lifetime Five is in effect. Certain benefits under Lifetime Five may remain in effect even if the Account Value of your Annuity is zero. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that market performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

Key Feature – Protected Withdrawal Value

The Protected Withdrawal Value is used to determine the amount of each annual payment under the Life Income Benefit and the Withdrawal Benefit. The initial Protected Withdrawal Value is determined as of the date you make your first withdrawal under your Annuity following your election of Lifetime Five. The initial Protected Withdrawal Value is equal to the greater of (A) the Account Value on the date you elect Lifetime Five, plus any additional purchase payments, as applicable, each growing at 5% per year from the date of your election of the benefit, or application of the Purchase Payment to your Annuity until the date of your first withdrawal or the 10th anniversary of the benefit effective date, if earlier (B) the Account Value on the date of the first withdrawal from your Annuity, prior to the withdrawal, and (C) the highest Account Value on each Annuity anniversary, plus subsequent purchase payments prior to the first withdrawal or the 10th anniversary of the benefit effective date, if earlier. With respect to (A) and (C) above, after the 10th anniversary of the benefit effective date, each value is increased by the amount of any subsequent purchase payments. With respect to XT6, Credits are added to purchase payments for purposes of calculating the Protected Withdrawal Value, the Annual Income Amount and the Annual Withdrawal Amount (see below for a description of Annual Income Amount and Annual Withdrawal Amount).

■	If you elected the Lifetime Five benefit at the time you purchase your Annuity, the Account Value was your initial Purchase Payment.
■	If you make additional purchase payments after your first withdrawal, the Protected Withdrawal Value will be increased by the amount of each additional purchase payment.

The Protected Withdrawal Value is reduced each time a withdrawal is made on a dollar-for-dollar basis up to the Annual Withdrawal Amount, per Annuity Year, of the Protected Withdrawal Value and on the greater of a dollar-for-dollar basis or a pro rata basis for withdrawals in an Annuity Year in excess of that amount until the Protected Withdrawal Value is reduced to zero. At that point the Annual Withdrawal Amount will be zero until such time (if any) as the Annuity reflects a Protected Withdrawal Value (for example, due to a step-up or additional Purchase Payments being made into the Annuity).

Step-Up of the Protected Withdrawal Value

You may elect to step-up your Protected Withdrawal Value if, due to positive market performance, your Account Value is greater than the Protected Withdrawal Value.

If you elected the Lifetime Five benefit on or after March 20, 2006:

■	you are eligible to step-up the Protected Withdrawal Value on or after the 1st anniversary of the first withdrawal under the Lifetime Five benefit
■	the Protected Withdrawal Value can be stepped up again on or after the 1st anniversary of the preceding step-up

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If you elected the Lifetime Five benefit prior to March 20, 2006 and that original election remains in effect:

■	you are eligible to step-up the Protected Withdrawal Value on or after the 5th anniversary of the first withdrawal under the Lifetime Five benefit
■	the Protected Withdrawal Value can be stepped up again on or after the 5th anniversary of the preceding step-up

In either scenario (i.e., elections before or after March 20, 2006) if you elect to step-up the Protected Withdrawal Value under the benefit, and on the date you elect to step-up, the charges under the Lifetime Five benefit have changed for new purchasers, your benefit may be subject to the new charge at the time of step-up. Upon election of the step-up, we increase the Protected Withdrawal Value to be equal to the then current Account Value. For example, assume your initial Protected Withdrawal Value was $100,000 and you have made cumulative withdrawals of $40,000, reducing the Protected Withdrawal Value to $60,000. On the date you are eligible to step-up the Protected Withdrawal Value, your Account Value is equal to $75,000. You could elect to step-up the Protected Withdrawal Value to $75,000 on the date you are eligible. If your current Annual Income Amount and Annual Withdrawal Amount are less than they would be if we did not reflect the step-up in Protected Withdrawal Value, then we will increase these amounts to reflect the step-up as described below.

An optional automatic step-up (“Auto Step-Up”) feature is available for this benefit. This feature may be elected at the time the benefit is elected or at any time while the benefit is in force.

If you elected the Lifetime Five benefit on or after March 20, 2006 and have also elected the Auto Step-Up feature:

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the first Auto Step-Up opportunity will occur on the 1st Annuity Anniversary that is at least one year after the later of (1) the date of the first withdrawal under the Lifetime Five benefit or (2) the most recent step-up

■	your Protected Withdrawal Value will only be stepped-up if 5% of the Account Value is greater than the Annual Income Amount by any amount
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if at the time of the first Auto Step-Up opportunity, 5% of the Account Value is not greater than the Annual Income Amount, an Auto Step-Up opportunity will occur on each successive Annuity Anniversary until a step-up occurs

■	once a step-up occurs, the next Auto Step-Up opportunity will occur on the 1st Annuity Anniversary that is at least one year after the most recent step-up

If you elected the Lifetime Five benefit prior to March 20, 2006 and have also elected the Auto Step-Up feature:

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the first Auto Step-Up opportunity will occur on the Annuity Anniversary that is at least 5 years after the later of (1) the date of the first withdrawal under the Lifetime Five Benefit or (2) the most recent step-up

■	your Protected Withdrawal Value will only be stepped-up if 5% of the Account Value is greater than the Annual Income Amount by 5% or more
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if at the time of the first Auto Step-Up opportunity, 5% of the Account Value does not exceed the Annual Income Amount by 5% or more, an Auto Step-Up opportunity will occur on each successive Annuity Anniversary until a step-up occurs

■	once a step-up occurs, the next Auto Step-Up opportunity will occur on the Annuity Anniversary that is at least 5 years after the most recent step-up

In either scenario (i.e., elections before or after March 20, 2006), if on the date that we implement an Auto Step-Up to your Protected Withdrawal Value, the charge for Lifetime Five has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Subject to our rules and restrictions, you will still be permitted to manually step-up the Protected Withdrawal Value even if you elect the Auto Step-Up feature.

Key Feature – Annual Income Amount under the Life Income Benefit

The initial Annual Income Amount is equal to 5% of the initial Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active. Under the Lifetime Five benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Annual Income Amount (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. A withdrawal can be considered Excess Income under the Life Income Benefit even though it does not exceed the Annual Withdrawal Amount under the Withdrawal Benefit. When you elect a step-up (or an auto step-up is effected), your Annual Income Amount increases to equal 5% of your Account Value after the step-up if such amount is greater than your Annual Income Amount. Your Annual Income Amount also increases if you make additional Purchase Payments. The amount of the increase is equal to 5% of any additional Purchase Payments (and any associated Credit with respect to XT6). Any increase will be added to your Annual Income Amount beginning on the day that the step-up is effective or the Purchase Payment is made. A determination of whether you have exceeded your Annual Income Amount is made at the time of each withdrawal; therefore a subsequent increase in the Annual Income Amount will not offset the effect of a withdrawal that exceeded the Annual Income Amount at the time the withdrawal was made.

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Key Feature – Annual Withdrawal Amount under the Withdrawal Benefit

The initial Annual Withdrawal Amount is equal to 7% of the initial Protected Withdrawal Value. Under the Lifetime Five benefit, if your cumulative withdrawals each Annuity Year are less than or equal to the Annual Withdrawal Amount, your Protected Withdrawal Value will be reduced on a dollar-for-dollar basis. If your cumulative withdrawals are in excess of the Annual Withdrawal Amount (“Excess Withdrawal”), your Annual Withdrawal Amount will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Withdrawal to the Account Value immediately prior to such withdrawal (see the examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. When you elect a step-up (or an auto step-up is effected), your Annual Withdrawal Amount increases to equal 7% of your Account Value after the step-up if such amount is greater than your Annual Withdrawal Amount. Your Annual Withdrawal Amount also increases if you make additional purchase payments. The amount of the increase is equal to 7% of any additional purchase payments (and any associated Credit with respect to XT6). A determination of whether you have exceeded your Annual Withdrawal Amount is made at the time of each withdrawal; therefore, a subsequent increase in the Annual Withdrawal Amount will not offset the effect of a withdrawal that exceeded the Annual Withdrawal Amount at the time the withdrawal was made.

The Lifetime Five benefit does not affect your ability to make withdrawals under your Annuity or limit your ability to request withdrawals that exceed the Annual Income Amount and the Annual Withdrawal Amount. You are not required to withdraw all or any portion of the Annual Withdrawal Amount or Annual Income Amount in each Annuity Year.

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If, cumulatively, you withdraw an amount less than the Annual Withdrawal Amount under the Withdrawal Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Withdrawal Amount to subsequent Annuity Years. However, because the Protected Withdrawal Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Annual Withdrawal Amount may extend the period of time until the remaining Protected Withdrawal Value is reduced to zero.

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If, cumulatively, you withdraw an amount less than the Annual Income Amount under the Life Income Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years. However, because the Protected Withdrawal Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Annual Income Amount may extend the period of time until the remaining Protected Withdrawal Value is reduced to zero.

Examples of Withdrawals

The following examples of dollar-for-dollar and proportional reductions of the Protected Withdrawal Value, Annual Withdrawal Amount and Annual Income Amount assume: 1.) the Issue Date and the Effective Date of the Lifetime Five benefit are February 1, 2005; 2.) an initial Purchase Payment of $250,000; 3.) the Account Value on February 1, 2006 is equal to $265,000; and 4.) the first withdrawal occurs on March 1, 2006 when the Account Value is equal to $263,000. The values set forth here are purely hypothetical, and do not reflect the charge for Lifetime Five or any other fees and charges.

The initial Protected Withdrawal Value is calculated as the greatest of (a), (b) and (c):

(a)	Purchase payment accumulated at 5% per year from February 1, 2005 until March 1, 2006 (393 days) = $250,000 X 1.05^(393/365) = $263,484.33
(b)	Account Value on March 1, 2006 (the date of the first withdrawal) = $263,000
(c)	Account Value on February 1, 2006 (the first Annuity Anniversary) = $265,000

Therefore, the initial Protected Withdrawal Value is equal to $265,000. The Annual Withdrawal Amount is equal to $18,550 under the Withdrawal Benefit (7% of $265,000). The Annual Income Amount is equal to $13,250 under the Life Income Benefit (5% of $265,000).

Example 1. Dollar-for-dollar reduction

If $10,000 was withdrawn (less than both the Annual Income Amount and the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:

■	Remaining Annual Withdrawal Amount for current Annuity Year = $18,550 – $10,000 = $8,550.
Annual Withdrawal Amount for future Annuity Years remains at $18,550.
■	Remaining Annual Income Amount for current Annuity Year = $13,250 – $10,000 = $3,250.
Annual Income Amount for future Annuity Years remains at $13,250.
■	Protected Withdrawal Value is reduced by $10,000 from $265,000 to $255,000

Example 2. Dollar-for-dollar and proportional reductions

(a)	If $15,000 was withdrawn (more than the Annual Income Amount but less than the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:
■	Remaining Annual Withdrawal Amount for current Annuity Year = $18,550 – $15,000 = $3,550. Annual Withdrawal Amount for future Annuity Years remains at $18,550
■	Remaining Annual Income Amount for current Annuity Year = $0

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Excess of withdrawal over the Annual Income Amount ($15,000 – $13,250 = $1,750) reduces Annual Income Amount for future Annuity Years.

■	Reduction to Annual Income Amount = Excess Income/Account Value before Excess Income X Annual Income Amount = $1,750/($263,000 – $13,250) X $13,250 = $93

Annual Income Amount for future Annuity Years = $13,250 – $93 = $13,157

■	Protected Withdrawal Value is reduced by $15,000 from $265,000 to $250,000

(b)	If $25,000 was withdrawn (more than both the Annual Income Amount and the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:
■	Remaining Annual Withdrawal Amount for current Annuity Year = $0

Excess of withdrawal over the Annual Withdrawal Amount ($25,000 – $18,550 = $6,450) reduces Annual Withdrawal Amount for future Annuity Years.

■	Reduction to Annual Withdrawal Amount = Excess Withdrawal/Account Value before Excess Withdrawal X Annual Withdrawal Amount = $6,450/($263,000 – $18,550) X $18,550 = $489

Annual Withdrawal Amount for future Annuity Years = $18,550 – $489 = $18,061

■	Remaining Annual Income Amount for current Annuity Year = $0

Excess of withdrawal over the Annual Income Amount ($25,000 – $13,250 = $11,750) reduces Annual Income Amount for future Annuity Years.

■	Reduction to Annual Income Amount = Excess Income/Account Value before Excess Income X Annual Income Amount = $11,750/($263,000 – $13,250) X $13,250 = $623.

Annual Income Amount for future Annuity Years = $13,250 – $623 = $12,627

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Protected Withdrawal Value is first reduced by the Annual Withdrawal Amount ($18,550) from $265,000 to $246,450. It is further reduced by the greater of a dollar-for-dollar reduction or a proportional reduction. Dollar-for-dollar reduction = $25,000 – $18,550 = $6,450

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Proportional reduction = Excess Withdrawal/Account Value before Excess Withdrawal X Protected Withdrawal Value = $6,450/($263,000 – $18,550) X $246,450 = $6,503 Protected Withdrawal Value = $246,450 – max {$6,450, $6,503} = $239,947

Benefits Under the Lifetime Five Benefit

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If your Account Value is equal to zero, and the cumulative withdrawals in the current Annuity Year are greater than the Annual Withdrawal Amount, the Lifetime Five benefit will terminate. To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount and amounts are still payable under both the Life Income Benefit and the Withdrawal Benefit, you will be given the choice of receiving the payments under the Life Income Benefit or under the Withdrawal Benefit. Thus, in that scenario, the remaining amounts under the Life Income Benefit and the Withdrawal Benefit would be payable even though your Account Value was reduced to zero. Once you make this election we will make an additional payment for that Annuity Year equal to either the remaining Annual Income Amount or Annual Withdrawal Amount for the Annuity Year, if any, depending on the option you choose. In subsequent Annuity Years we make payments that equal either the Annual Income Amount or the Annual Withdrawal Amount as described in this Prospectus. You will not be able to change the option after your election and no further purchase payments will be accepted under your Annuity. If you do not make an election, we will pay you annually under the Life Income Benefit. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount but less than or equal to the Annual Withdrawal Amount and amounts are still payable under the Withdrawal Benefit, you will receive the payments under the Withdrawal Benefit. In the year of a withdrawal that reduced your Account Value to zero, we will make an additional payment to equal any remaining Annual Withdrawal Amount and make payments equal to the Annual Withdrawal Amount in each subsequent year (until the Protected Withdrawal Value is depleted). Once your Account Value equals zero no further Purchase Payments will be accepted under your Annuity.

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If annuity payments are to begin under the terms of your Annuity or if you decide to begin receiving annuity payments and there is any Annual Income Amount due in subsequent Annuity Years or any remaining Protected Withdrawal Value, you can elect one of the following three options:

(1)	apply your Account Value to any annuity option available; or
(2)	request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We make such annuity payments until the Annuitant’s death; or
(3)	request that, as of the date annuity payments are to begin, we pay out any remaining Protected Withdrawal Value as annuity payments. Each year such annuity payments will equal the Annual Withdrawal Amount or the remaining Protected Withdrawal Value if less. We make such annuity payments until the earlier of the Annuitant’s death or the date the Protected Withdrawal Value is depleted.

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We must receive your request in a form acceptable to us at our office.

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In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a single life fixed annuity with five payments certain using the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

(1)	the present value of future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and
(2)	the Account Value.

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If no withdrawal was ever taken, we will determine a Protected Withdrawal Value and calculate an Annual Income Amount and an Annual Withdrawal Amount as if you made your first withdrawal on the date the annuity payments are to begin.

Other Important Considerations

■	Withdrawals under the Lifetime Five benefit are subject to all of the terms and conditions of your Annuity, including any applicable CDSC.
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Withdrawals made while the Lifetime Five benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under your Annuity. The Lifetime Five benefit does not directly affect your Annuity’s Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Withdrawal Value.

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You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Lifetime Five benefit. The Lifetime Five benefit provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Protected Withdrawal Value or Annual Income Amount in the form of periodic benefit payments.

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You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

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In general, you must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly-adopted requirements. Subsequent to any change in requirements, transfers of Account Value and allocation of additional purchase payments may be subject to the new investment limitations.

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You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

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The Basic Death Benefit will terminate if withdrawals taken under the Lifetime Five benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Lifetime Five benefit cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

■	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

Election of the Benefit

We no longer permit elections of Lifetime Five. If you wish, you may cancel the Lifetime Five benefit. You may then elect any other available living benefit on the Valuation Day after you have cancelled the Lifetime Five benefit provided, the request is received in good order (subject to state availability and in accordance with any applicable age requirements). Once the Lifetime Five benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Lifetime Five benefit provided that the benefit you are looking to elect is available on a post- issue basis. If you cancel Lifetime Five, you lose all guarantees under the benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. Any such new benefit may be more expensive.

Termination of the Benefit

The benefit terminates automatically when your Protected Withdrawal Value and Annual Income Amount equal zero. You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective. The benefit terminates upon your surrender of your Annuity, upon the death of the Annuitant, upon a change in ownership of your Annuity that changes the tax identification number of the Owner, upon change in the Annuitant or upon your election to begin receiving annuity payments. While you may terminate your benefit at any time, we may not terminate the benefit other than in the circumstances listed above.

The charge for the Lifetime Five benefit will no longer be deducted from your Account Value upon termination of the benefit.

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Additional Tax Considerations

If you purchase an Annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner’s lifetime. The amount required under the Code may exceed the Annual Withdrawal Amount and the Annual Income Amount, which will cause us to increase the Annual Income Amount and the Annual Withdrawal Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. Any such payments will reduce your Protected Withdrawal Value.

As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of this prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here.

SPOUSAL LIFETIME FIVE INCOME BENEFIT (SPOUSAL LIFETIME FIVE)

The Spousal Lifetime Five benefit is no longer being offered. Spousal Lifetime Five must have been elected based on two Designated Lives, as described below. Each Designated Life must have been at least 55 years old when the benefit was elected. The Spousal Lifetime Five benefit was not available if you elected any other optional living benefit or optional death benefit. As long as your Spousal Lifetime Five Income Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available option(s) with this benefit.

The benefit guarantees until the later death of two natural persons that are each other’s spouses at the time of election of Spousal Lifetime Five and at the first death of one of them (the “Designated Lives”, each a “Designated Life”) the ability to withdraw an annual amount (“Spousal Life Income Benefit”) equal to a percentage of an initial principal value (the “Protected Withdrawal Value”) regardless of the impact of market performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The Spousal Life Income Benefit may remain in effect even if the Account Value of the Annuity is zero. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that market performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Life Income Benefit after the death of the first. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under the Spousal Lifetime Income Benefit when and if your Account Value is reduced to zero (unless the benefit has terminated).

Key Feature – Initial Protected Withdrawal Value

The Protected Withdrawal Value is used to determine the amount of each annual payment under the Spousal Life Income Benefit. The initial Protected Withdrawal Value is determined as of the date you make your first withdrawal under the Annuity following your election of Spousal Lifetime Five. The initial Protected Withdrawal Value is equal to the greater of (A) the Account Value on the date you elect Spousal Lifetime Five, plus any additional purchase payments as applicable, each growing at 5% per year from the date of your election of the benefit, or application of the Purchase Payment to your Annuity, until the date of your first withdrawal or the 10th anniversary of the benefit effective date, if earlier (B) the Account Value on the date of the first withdrawal from your Annuity, prior to the withdrawal, and (C) the highest Account Value on each Annuity anniversary, plus subsequent purchase payments prior to the first withdrawal or the 10th anniversary of the benefit effective date, if earlier. With respect to (A) and (C) above, after the 10th anniversary of the benefit effective date, each value is increased by the amount of any subsequent Purchase Payments. With respect to XT6, Credits are added to purchase payments for purposes of calculating the Protected Withdrawal Value and the Annual Income Amount (see below for a description of Annual Income Amount).

Key Feature – Annual Income Amount under the Spousal Lifetime Five Income Benefit

The initial Annual Income Amount is equal to 5% of the initial Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active. Under the Spousal Lifetime Five benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If, cumulatively, you withdraw an amount less than the Annual Income Amount under the Spousal Life Income Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years. If your cumulative withdrawals are in excess of the Annual Income Amount (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. The Spousal Lifetime Five benefit does not affect your ability to make withdrawals under your Annuity or limit your ability to request withdrawals that exceed the Annual Income Amount.

Step-Up of Annual Income Amount

You may elect to step-up your Annual Income Amount if, due to positive market performance, 5% of your Account Value is greater than the Annual Income Amount. You are eligible to step-up the Annual Income Amount on or after the 1st anniversary of the first

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withdrawal under the Spousal Lifetime Five benefit. The Annual Income Amount can be stepped up again on or after the 1st anniversary of the preceding step-up. If you elect to step-up the Annual Income Amount under the benefit, and on the date you elect to step-up, the charges under the Spousal Lifetime Five benefit have changed for new purchasers, your benefit may be subject to the new charge at the time of such step-up. When you elect a step-up, your Annual Income Amount increases to equal 5% of your Account Value after the step-up. Your Annual Income Amount also increases if you make additional purchase payments. The amount of the increase is equal to 5% of any additional purchase payments (plus any Credit with respect to XT6). Any increase will be added to your Annual Income Amount beginning on the day that the step-up is effective or the purchase payment is made. A determination of whether you have exceeded your Annual Income Amount is made at the time of each withdrawal; therefore a subsequent increase in the Annual Income Amount will not offset the effect of a withdrawal that exceeded the Annual Income Amount at the time the withdrawal was made.

An optional automatic step-up (“Auto Step-Up”) feature is available for this benefit. This feature may be elected at the time the benefit is elected or at any time while the benefit is in force. If you elect this feature, the first Auto Step-Up opportunity will occur on the 1st Annuity Anniversary that is at least one year after the later of (1) the date of the first withdrawal under the Spousal Lifetime Five benefit or (2) the most recent step-up. At this time, your Annual Income Amount will be stepped-up if 5% of your Account Value is greater than the Annual Income Amount by any amount. If 5% of the Account Value does not exceed the Annual Income Amount, then an Auto Step-Up opportunity will occur on each successive Annuity Anniversary until a step-up occurs. Once a step-up occurs, the next Auto Step-Up opportunity will occur on the 1st Annuity Anniversary that is at least 1 year after the most recent step-up. If, on the date that we implement an Auto Step-Up to your Annual Income Amount, the charge for Spousal Lifetime Five has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Subject to our rules and restrictions, you will still be permitted to manually step-up the Annual Income Amount even if you elect the Auto Step-Up feature.

Examples of withdrawals and step-up

The following examples of dollar-for-dollar and proportional reductions and the step-up of the Annual Income Amount assume: 1.) the Issue Date and the Effective Date of the Spousal Lifetime Five benefit are February 1, 2005; 2.) an initial Purchase Payment of $250,000; 3.) the Account Value on February 1, 2006 is equal to $265,000; 4.) the first withdrawal occurs on March 1, 2006 when the Account Value is equal to $263,000; and 5.) the Account Value on February 1, 2010 is equal to $280,000. The values set forth here are purely hypothetical, and do not reflect the charge for the Spousal Lifetime Five or any other fees and charges.

The initial Protected Withdrawal Value is calculated as the greatest of (a), (b) and (c):

(a)	Purchase payment accumulated at 5% per year from February 1, 2005 until March 1, 2006 (393 days) = $250,000 X 1.05^(393/365) = $263,484.33
(b)	Account Value on March 1, 2006 (the date of the first withdrawal) = $263,000
(c)	Account Value on February 1, 2006 (the first Annuity Anniversary) = $265,000

Therefore, the initial Protected Withdrawal Value is equal to $265,000. The Annual Income Amount is equal to $13,250 under the Spousal Life Income Benefit (5% of $265,000).

Example 1. Dollar-for-dollar reduction

If $10,000 was withdrawn (less than the Annual Income Amount) on March 1, 2006, then the following values would result:

■	Remaining Annual Income Amount for current Annuity Year = $13,250 – $10,000 = $3,250.
■	Annual Income Amount for future Annuity Years remains at $13,250

Example 2. Dollar-for-dollar and proportional reductions

If $15,000 was withdrawn (more than the Annual Income Amount) on March 1, 2006, then the following values would result:

■	Remaining Annual Income Amount for current Annuity Year = $0
■	Excess of withdrawal over the Annual Income Amount ($15,000 – $13,250 = $1,750) reduces Annual Income Amount for future Annuity Years.
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Reduction to Annual Income Amount = Excess Income/Account Value before Excess Income × Annual Income Amount = $1,750/($263,000 – $13,250) × $13,250 = $93. Annual Income Amount for future Annuity Years = $13,250 – $93 = $13,157

Example 3. Step-up of the Annual Income Amount

If a step-up of the Annual Income Amount is requested on February 1, 2010 or the Auto Step-Up feature was elected, the step-up would occur because 5% of the Account Value, which is $14,000 (5% of $280,000), is greater than the Annual Income Amount of $13,250. The new Annual Income Amount will be equal to $14,000.

BENEFITS UNDER THE SPOUSAL LIFETIME FIVE BENEFIT

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To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount and amounts are still payable under the Spousal Life Income Benefit, we will make an additional payment for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year, if any. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In

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subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this Prospectus. No further purchase payments will be accepted under your Annuity. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Life Income Benefit terminates and no additional payments will be made.

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If annuity payments are to begin under the terms of your Annuity or if you decide to begin receiving annuity payments and there is any Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any annuity option available; or
(2)	request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death.

We must receive your request in a form acceptable to us at our office.

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In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with five payments certain using the same basis that is used to calculate the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

(1)	the present value of future Annual Income Amount payments. Such present value will be calculated using the same basis that is used to calculate the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and
(2)	the Account Value.

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If no withdrawal was ever taken, we will determine an initial Protected Withdrawal Value and calculate an Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.

Other Important Considerations

■	Withdrawals under the Spousal Lifetime Five benefit are subject to all of the terms and conditions of the Annuity, including any CDSC.
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Withdrawals made while the Spousal Lifetime Five benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Spousal Lifetime Five benefit does not directly affect the Annuity’s Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Withdrawal Value.

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You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Lifetime Five benefit. The Spousal Lifetime Five benefit provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

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You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

■	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.
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In general, you must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly-adopted requirements. Subsequent to any change in requirements, transfers of Account Value and allocation of additional Purchase Payments may be subject to the new investment limitations.

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There may be circumstances where you will continue to be charged the full amount for the Spousal Lifetime Five benefit even when the benefit is only providing a guarantee of income based on one life with no survivorship.

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In order for the Surviving Designated Life to continue the Spousal Lifetime Five benefit upon the death of an owner, the Designated Life must elect to assume ownership of the Annuity under the spousal continuation option. When the Annuity is owned by a Custodial Account, in order for Spousal Lifetime Five to be continued after the death of the first Designated Life (the Annuitant), the Custodial Account must elect to continue the Annuity and the second Designated Life (the Contingent Annuitant) will be named as the new Annuitant. See “Spousal Designations”, and “Spousal Assumption of Annuity” in this Prospectus.

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You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

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The Basic Death Benefit will terminate if withdrawals taken under the Spousal Lifetime Five benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Spousal Lifetime Five benefit cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

Election of and Designations under the Benefit

We no longer permit elections of Spousal Lifetime Five – whether for those who currently participate in Spousal Lifetime Five or for those who are buying an Annuity for the first time. If you wish, you may cancel the Spousal Lifetime Five benefit. You may then elect any other available living benefit on the Valuation Day after have you cancelled the Spousal Lifetime Five benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Once the Spousal Lifetime Five benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Spousal Lifetime Five benefit provided that the benefit you are looking to elect is available on a post-issue basis. If you cancel the benefit, you lose all guarantees under the benefit, and your guarantee under any new benefit you elect will be based on Account Value at that time.

Spousal Lifetime Five could only be elected based on two Designated Lives. Designated Lives must be natural persons who are each other’s spouses at the time of election of the benefit and at the death of the first of the Designated Lives to die. Spousal Lifetime Five only could be elected where the Owner, Annuitant, and Beneficiary designations are as follows:

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One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner’s spouse. The Owner/Annuitant and the beneficiary each must be at least 55 years old at the time of election; or

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Co-Annuity Owners, where the Owners are each other’s spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. Each Owner must each be at least 55 years old at the time of election; or

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One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) (“Custodial Account”), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. Both the Annuitant and the Contingent Annuitant each must be at least 55 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows:

(a)	if one Owner dies and the surviving spousal Owner assumes the Annuity or
(b)	if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary designations under this benefit. If the Designated Lives divorce, however, the Spousal Lifetime Five benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new Designated Life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

Termination of the Benefit

The benefit terminates automatically when your Annual Income Amount equals zero. The benefit also terminates upon your surrender of the Annuity, upon the first Designated Life to die if the Annuity is not continued, upon the second Designated Life to die or upon your election to begin receiving annuity payments.

You may terminate the benefit at any time by notifying us. Please note that if you terminate a living benefit such as Spousal Lifetime Five and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. We reserve the right to waive, change and/or further limit the election frequency in the future.

The charge for the Spousal Lifetime Five benefit will no longer be deducted from your Account Value upon termination of the benefit.

Additional Tax Considerations

If you purchase an Annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or an employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than 5 percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner’s lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. Any such payments will reduce your Protected Withdrawal Value.

As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here.

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HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT (HD5)

Except for Annuities issued in the state of Florida, effective September 14, 2012, we no longer accept additional purchase payments for Annuities with the Highest Daily Lifetime Five benefit. For Annuities issued in Florida, this restriction does not apply and you may continue to make additional Purchase Payments at this time.

Highest Daily Lifetime Five is no longer available for new elections. The income benefit under Highest Daily Lifetime Five currently is based on a single “designated life” who is at least 55 years old on the date that the benefit was acquired. The Highest Daily Lifetime Five Benefit was not available if you elected any other optional living benefit, although you may elect any optional death benefit (other than the Highest Daily Value Death Benefit). Any DCA Program that transfers Account Value from a Fixed Allocation is also not available as Fixed Allocations are not permitted with the benefit. As long as your Highest Daily Lifetime Five Benefit is in effect, you must allocate your Account Value in accordance with the then-permitted and available investment option(s) with this benefit.

The benefit that guarantees until the death of the single designated life the ability to withdraw an annual amount (the “Total Annual Income Amount”) equal to a percentage of an initial principal value (the “Total Protected Withdrawal Value”) regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Highest Daily Lifetime Five, and in Appendix E to this prospectus, we set forth the formula under which we make the asset transfers. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

As discussed below, a key component of Highest Daily Lifetime Five is the Total Protected Withdrawal Value, which is an amount that is distinct from Account Value. Because each of the Total Protected Withdrawal Value and Total Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for Account Value to fall to zero, even though the Total Annual Income Amount remains. You are guaranteed to be able to withdraw the Total Annual Income Amount for the rest of your life, provided that you have not made “excess withdrawals.” Excess withdrawals, as discussed below, will reduce your Total Annual Income Amount. Thus, you could experience a scenario in which your Account Value was zero, and, due to your excess withdrawals, your Total Annual Income Amount also was reduced to zero. In that scenario, no further amount would be payable under Highest Daily Lifetime Five.

Key Feature – Total Protected Withdrawal Value

The Total Protected Withdrawal Value is used to determine the amount of the annual payments under Highest Daily Lifetime Five. The Total Protected Withdrawal Value is equal to the greater of the Protected Withdrawal Value and any Enhanced Protected Withdrawal Value that may exist. We describe how we determine Enhanced Protected Withdrawal Value, and when we begin to calculate it, below. If you do not meet the conditions described below for obtaining Enhanced Protected Withdrawal Value then Total Protected Withdrawal Value is simply equal to Protected Withdrawal Value.

The Protected Withdrawal Value initially is equal to the Account Value on the date that you elect Highest Daily Lifetime Five. On each Valuation Day thereafter, until the earlier of the first withdrawal or ten years after the date of your election of the benefit, we recalculate the Protected Withdrawal Value. Specifically, on each such Valuation Day (the “Current Valuation Day”), the Protected Withdrawal Value is equal to the greater of:

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the Protected Withdrawal Value for the immediately preceding Valuation Day (the “Prior Valuation Day”), appreciated at the daily equivalent of 5% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any purchase payment (including any associated credit) made on the Current Valuation Day; and

■	the Account Value.

If you have not made a withdrawal prior to the tenth anniversary of the date you elected Highest Daily Lifetime Five (which we refer to as the “Tenth Anniversary”), we will continue to calculate a Protected Withdrawal Value. On or after the Tenth Anniversary and up until the date of the first withdrawal, your Protected Withdrawal Value is equal to the greater of the Protected Withdrawal Value on the Tenth Anniversary or your Account Value.

The Enhanced Protected Withdrawal Value is only calculated if you do not take a withdrawal prior to the Tenth Anniversary. Thus, if you do take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive Enhanced Protected Withdrawal Value. If so, then on or after the Tenth Anniversary up until the date of the first withdrawal, the Enhanced Protected Withdrawal Value is equal to the sum of:

(a)	200% of the Account Value on the date you elected Highest Daily Lifetime Five;
(b)	200% of all Purchase Payments (and any associated Credits) made during the one-year period after the date you elected Highest Daily Lifetime Five; and

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(c)	100% of all Purchase Payments (and any associated Credits) made more than one year after the date you elected Highest Daily Lifetime Five, but prior to the date of your first withdrawal.

We cease these daily calculations of the Protected Withdrawal Value and Enhanced Protected Withdrawal Value (and therefore, the Total Protected Withdrawal Value) when you make your first withdrawal. However, as discussed below, subsequent purchase payments (and any associated Credits) will increase the Total Annual Income Amount, while “excess” withdrawals (as described below) may decrease the Total Annual Income Amount.

Key Feature – Total Annual Income Amount under the Highest Daily Lifetime Five Benefit

The initial Total Annual Income Amount is equal to 5% of the Total Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active and does not reduce in subsequent Annuity Years, as described below. For purposes of the mathematical formula described below, we also calculate a Highest Daily Annual Income Amount, which is initially equal to 5% of the Protected Withdrawal Value.

Under the Highest Daily Lifetime Five benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Total Annual Income Amount, they will not reduce your Total Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Total Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Total Annual Income Amount (“Excess Income”), your Total Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply.

Any Purchase Payment that you make will increase the then-existing Total Annual Income Amount and Highest Daily Annual Income Amount by an amount equal to 5% of the Purchase Payment (including the amount of any associated Credits).

If your Annuity permits additional Purchase Payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Except for Annuities issued in the state of Florida, effective September 14, 2012, we no longer accept additional purchase payments to Annuities with the Highest Daily Lifetime Five benefit. For Annuities issued in Florida, this restriction does not apply and you may continue to make additional Purchase Payments at this time.

An automatic step-up feature (“Highest Quarterly Auto Step-Up”) is included as part of this benefit. As detailed in this paragraph, the Highest Quarterly Auto Step-Up feature can result in a larger Total Annual Income Amount if your Account Value increases subsequent to your first withdrawal. We begin examining the Account Value for purposes of this feature starting with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on the Valuation Days corresponding to the end of each quarter that (i) is based on your Annuity Year, rather than a calendar year; (ii) is subsequent to the first withdrawal; and (iii) falls within the immediately preceding Annuity Year. If the end of any such quarter falls on a holiday or a weekend, we use the next Valuation Day. We multiply each of those quarterly Account Values by 5%, adjust each such quarterly value for subsequent withdrawals and purchase payments, and then select the highest of those values. If the highest of those values exceeds the existing Total Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Total Annual Income Amount intact. In later years, (i.e., after the first Annuity Anniversary after the first withdrawal) we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values on the end of the four immediately preceding quarters. If, on the date that we implement a Highest Quarterly Auto Step-Up to your Total Annual Income Amount, the charge for Highest Daily Lifetime Five has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime Five upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

The Highest Daily Lifetime Five benefit does not affect your ability to make withdrawals under your annuity, or limit your ability to request withdrawals that exceed the Total Annual Income Amount. Under Highest Daily Lifetime Five, if your cumulative withdrawals in an Annuity Year are less than or equal to the Total Annual Income Amount, they will not reduce your Total Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Total Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

If, cumulatively, you withdraw an amount less than the Total Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Total Annual Income Amount to subsequent Annuity Years.

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Examples of dollar-for-dollar and proportional reductions, and the Highest Quarterly Auto Step-Up are set forth below. The values depicted here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime Five benefit or any other fees and charges. Assume the following for all three examples:

■	The Issue Date is December 1, 2006.
■	The Highest Daily Lifetime Five benefit is elected on March 5, 2007.

Dollar-for-dollar reductions

On May 2, 2007, the Total Protected Withdrawal Value is $120,000, resulting in a Total Annual Income Amount of $6,000 (5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Total Annual Income Amount for that Annuity Year (up to and including December 1, 2007) is $3,500. This is the result of a dollar-for-dollar reduction of the Total Annual Income Amount – $6,000 less $2,500 = $3,500.

Proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on August 6, 2007 and the Account Value at the time of this withdrawal is $110,000. The first $3,500 of this withdrawal reduces the Total Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount – $1,500 – reduces the Total Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Total Annual Income Amount).

Here is the calculation:

Account Value before withdrawal	$110,000.00
Less amount of “non” excess withdrawal	$3,500.00
Account Value immediately before excess withdrawal of $1,500	$106,500.00
Excess withdrawal amount	$1,500.00
Divided by Account Value immediately before excess withdrawal	$106,500.00
Ratio	1.41%
Total Annual Income Amount	$6,000.00
Less ratio of 1.41%	$84.51
Total Annual Income Amount for future Annuity Years	$5,915.49

Highest Quarterly Auto Step-Up

On each Annuity Anniversary date, the Total Annual Income Amount is stepped-up if 5% of the highest quarterly value since your first withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments, is higher than the Total Annual Income Amount, adjusted for excess withdrawals and additional Purchase Payments (plus any Credit with respect to XT6).

Continuing the same example as above, the Total Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on August 6 reduces this amount to $5,915.49 for future years (see above). For the next Annuity Year, the Total Annual Income Amount will be stepped-up if 5% of the highest quarterly Account Value, adjusted for withdrawals, is higher than $5,915.49. Here are the calculations for determining the quarterly values. Only the June 1 value is being adjusted for excess withdrawals as the September 1 and December 1 Valuation Days occur after the excess withdrawal on August 6.

Date*	Account value	Highest Quarterly Value (adjusted with withdrawal and purchase payments)**	Adjusted Total Annual Income Amount (5% of the Highest Quarterly Value)
June 1, 2007	$118,000.00	$118,000.00	$5,900.00
August 6, 2007	$110,000.00	$112,885.55	$5,644.28
September 1, 2007	$112,000.00	$112,885.55	$5,644.28
December 1, 2007	$119,000.00	$119,000.00	$5,950.00

*	In this example, the Annuity Anniversary date is December 1. The quarterly valuation dates are every three months thereafter –March 1, June 1, September 1, and December 1. In this example, we do not use the March 1 date as the first withdrawal took place after March 1. The Annuity Anniversary Date of December 1 is considered the fourth and final quarterly valuation date for the year.
**	In this example, the first quarterly value after the first withdrawal is $118,000 on June 1, yielding an adjusted Total Annual Income Amount of $5,900.00. This amount is adjusted on August 6 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
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The Account Value of $118,000 on June 1 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Total Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $114,500 before the excess withdrawal.

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This amount ($114,500) is further reduced by 1.41% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Quarterly Value of $112,885.55.

The adjusted Total Annual Income Amount is carried forward to the next quarterly anniversary date of September 1. At this time, we compare this amount to 5% of the Account Value on September 1. Since the June 1 adjusted Total Annual Income Amount of

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$5,644.28 is higher than $5,600.00 (5% of $112,000), we continue to carry $5,644.28 forward to the next and final quarterly anniversary date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,644.28, the adjusted Total Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value yields the highest amount of $ 5,950.00. Since this amount is higher than the current year’s Total Annual Income Amount of $5,915.49 adjusted for excess withdrawals, the Total Annual Income Amount for the next Annuity Year, starting on December 2, 2007 and continuing through December 1, 2008, will be stepped-up to $5,950.00.

Benefits Under the Highest Daily Lifetime Five Benefit

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To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Total Annual Income Amount and amounts are still payable under Highest Daily Lifetime Five, we will make an additional payment, if any, for that Annuity Year equal to the remaining Total Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Total Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Total Annual Income Amount as described in this section. We will make payments until the death of the single designated life. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Total Annual Income Amount, the Highest Daily Lifetime Five benefit terminates, and no additional payments will be made.

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If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is a Total Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any Annuity option available; or
(2)	request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Total Annual Income Amount. We will make payments until the death of the single designated life.

We must receive your request in a form acceptable to us at our office.

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In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

(1)	the present value of the future Total Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and
(2)	the Account Value.

■	If no withdrawal was ever taken, we will calculate the Total Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.
■	Please note that if your Annuity has a maximum Annuity Date requirement, payments that we make under this benefit as of that date will be treated as annuity payments.

Other Important Considerations

■	Withdrawals under the Highest Daily Lifetime Five benefit are subject to all of the terms and conditions of the Annuity, including any CDSC.
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Withdrawals made while the Highest Daily Lifetime Five Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Highest Daily Lifetime Five Benefit does not directly affect the Account Value or surrender value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity you will receive the current surrender value.

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You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime Five benefit. The Highest Daily Lifetime Five benefit provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Total Annual Income Amount in the form of periodic benefit payments.

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You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

■	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.
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Upon inception of the benefit, and to maintain the benefit, 100% of your Account Value must have been allocated to the Permitted Sub-accounts. However, the formula component of the benefit as described below may transfer Account Value to the Benefit Fixed Rate Account as of the effective date of the benefit in some circumstances.

■	You cannot allocate Purchase Payments or transfer Account Value to or from a Fixed Allocation if you elect this benefit.

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Transfers to and from the Sub-accounts and the Benefit Fixed Rate Account triggered by the formula component of the benefit will not count toward the maximum number of free transfers allowable under an Annuity.

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In general, you must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Highest Daily Lifetime Five benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly-adopted requirements. Subsequent to any change in requirements, transfers of Account Value and allocation of additional Purchase Payments may be subject to the new investment limitations.

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The charge for Highest Daily Lifetime Five is 0.60% annually, assessed against the average daily net assets of the Sub-accounts. This charge is in addition to any other fees under the annuity. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments. Also, the cost to us of providing the benefit is a factor, among many, that we consider when determining the interest rate credited under the Benefit Fixed Rate Account, and therefore, we credit lower interest rates due to this factor than we otherwise would.

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The basic Death Benefit will terminate if withdrawals taken under the Highest Daily Lifetime Five benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Highest Daily Lifetime Five benefit cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

Election of and Designations under the Benefit

For Highest Daily Lifetime Five, there must have been either a single Owner who is the same as the Annuitant, or if the Annuity is entity-owned, there must have been a single natural person Annuitant. In either case, the Annuitant must have been at least 55 years old.

Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime Five. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime Five, except if (a) the new Owner has the same taxpayer identification number as the previous owner (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or (c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines.

We no longer permit elections of Highest Daily Lifetime Five. If you wish, you may cancel the Highest Daily Lifetime Five benefit. You may then elect any other available living benefit on the Valuation Day after you have cancelled the Highest Daily Lifetime Five benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Upon cancellation of the Highest Daily Lifetime Five benefit, any Account Value allocated to the Benefit Fixed Rate Account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro-rata. Once the Highest Daily Lifetime Five benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Highest Daily Lifetime Five benefit provided that the benefit you are looking to elect is available on a post-issue basis. If you cancel the benefit, you lose all guarantees under the benefit, and your guarantee under any new benefit you elect will be based on Account Value at that time. Any such new benefit may be more expensive.

Termination of the Benefit

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election will apply as described above. The benefit terminates: (i) upon your termination of the benefit (ii) upon your surrender of the Annuity (iii) upon your election to begin receiving annuity payments (iv) upon the death of the Annuitant (v) if both the Account Value and Total Annual Income Amount equal zero or (vi) if you fail to meet our requirements for issuing the benefit. If you terminate the benefit, you will lose the Protected Withdrawal Value, Annual Income Amount, as well as any Enhanced Protected Withdrawal Value and Return of Principal Guarantees.

Upon termination of Highest Daily Lifetime Five, we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the Benefit Fixed Rate Account (as defined below) to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options). Upon termination, we may limit or prohibit investment in the Fixed Allocations.

Return of Principal Guarantee

If you have not made a withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

(a)	your Account Value on the day that you elected Highest Daily Lifetime Five; and
(b)	the sum of each purchase payment you made (including any Credits with respect to XT6) during the one-year period after you elected the benefit.

If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your

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Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of our variable investment options and the Benefit Fixed Rate Account (described below), in the same proportion that each such investment option bears to your total Account Value, immediately prior to the application of the amount. Any such amount will not be considered a purchase payment when calculating your Total Protected Withdrawal Value, your death benefit, or the amount of any other or optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. This potential addition to Account Value is available only if you have elected Highest Daily Lifetime Five and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee.

Mathematical Formula Component of Highest Daily Lifetime Five

As indicated above, we limit the sub-accounts to which you may allocate Account Value if you have elected Highest Daily Lifetime Five. For purposes of this benefit, we refer to those permitted sub-accounts as the “Permitted Sub-accounts”. As a requirement of participating in Highest Daily Lifetime Five, we require that you participate in our mathematical formula under which we may transfer Account Value between the Permitted Sub-accounts and a fixed interest rate account that is part of our general account (the “Benefit Fixed Rate Account”). This required formula helps us manage our financial exposure under the benefit, by moving assets to a more stable option (i.e., the Benefit Fixed Rate Account). We determine whether to make a transfer, and the amount of any transfer, under a non-discretionary formula, discussed below. The Benefit Fixed Rate Account is available only with this benefit, and thus you may not allocate purchase payments to or transfer Account Value to or from the Benefit Fixed Rate Account. The interest rate that we pay with respect to the Benefit Fixed Rate Account is reduced by an amount that corresponds generally to the charge that we assess against your variable Sub-accounts for Highest Daily Lifetime Five. The Benefit Fixed Rate Account is not subject to the Investment Company Act of 1940 or the Securities Act of 1933.

Under the formula component of Highest Daily Lifetime Five, we monitor your Account Value daily and, if necessary, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the Benefit Fixed Rate Account. Any transfer would be made in accordance with the formula, which is set forth in the schedule supplement to the endorsement for this benefit (and also appears in Appendix E to this prospectus). Speaking generally, the formula, which we apply each Valuation Day, operates as follows. The formula starts by identifying your Protected Withdrawal Value for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) Highest Daily Annual Income Amount. Then, using our actuarial tables, we produce an estimate of the total amount we would target in our allocation model, based on the projected Highest Daily Annual Income Amount each year for the rest of your life. In the formula, we refer to that value as the “Target Value” or “L”. If you have already made a withdrawal, your projected Annual Income Amount (and thus your Target Value) would take into account any automatic step-up that was scheduled to occur according to the step-up formula described above. Next, the formula subtracts from the Target Value the amount held within the Benefit Fixed Rate Account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the Benefit Fixed Rate Account, is called the “Target Ratio” or “r”. If the Target Ratio exceeds a certain percentage (currently 83%) it means essentially that too much Target Value is not offset by assets within the Benefit Fixed Rate Account, and therefore we will transfer an amount from your Permitted Sub-accounts to the Benefit Fixed Rate Account. Conversely, if the Target Ratio falls below a certain percentage (currently 77%), then a transfer from the Benefit Fixed Rate Account to the Permitted Sub-accounts would occur. Note that the formula is calculated with reference to the Highest Daily Annual Income Amount, rather than with reference to the Annual Income Amount. If you select the new mathematical formula, see the discussion regarding the 90% cap.

As you can glean from the formula, poor investment performance of your Account Value may result in a transfer of a portion of your variable Account Value to the Benefit Fixed Rate Account, because such poor investment performance will tend to increase the Target Ratio. Moreover, “flat” investment returns of your Account Value over a period of time also could result in the transfer of your Account Value to the Benefit Fixed Rate Account. Because the amount allocated to the Benefit Fixed Rate Account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the Benefit Fixed Rate Account so that the Target Ratio meets a target, which currently is equal to 80%. Once elected, the ratios we use will be fixed.

While you are not notified when the formula dictates a transfer, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the Benefit Fixed Rate Account. The formula is designed primarily to mitigate the financial risks that we incur in providing the guarantee under Highest Daily Lifetime Five.

Depending on the results of the formula calculation we may, on any day:

■	Not make any transfer between the Permitted Sub-accounts and the Benefit Fixed Rate Account; or
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If a portion of your Account Value was previously allocated to the Benefit Fixed Rate Account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). Amounts taken out of the Benefit Fixed Rate Account will be withdrawn for this purpose on a last-in, first-out basis (an amount renewed into a new guarantee period under the Benefit Fixed Rate Account will be deemed a new investment for purposes of this last-in, first-out rule); or

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■

Transfer all or a portion of your Account Value in the Permitted Sub-accounts pro-rata to the Benefit Fixed Rate Account. The interest that you earn on such transferred amount will be equal to the annual rate that we have set for that day, and we will credit the daily equivalent of that annual interest until the earlier of one year from the date of the transfer or the date that such amount in the Benefit Fixed Rate Account is transferred back to the Permitted Sub-accounts.

Therefore, at any given time, some, none, or all of your Account Value may be allocated to the Benefit Fixed Rate Account. If your entire Account Value is transferred to the Benefit Fixed Rate Account, then based on the way the formula operates, the formula will not transfer amounts out of the Benefit Fixed Rate Account to the Permitted Sub-accounts and the entire Account Value would remain in the Benefit Rate Fixed Account. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the Benefit Fixed Rate Account. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the Benefit Fixed Rate Account, if dictated by the formula. The amounts of any such transfer will vary, as dictated by the formula, and will depend on the factors listed below.

Prior to the first withdrawal, the primary driver of transfers to the Benefit Fixed Rate Account is the difference between your Account Value and your Total Protected Withdrawal Value. If none of your Account Value is allocated to the Benefit Fixed Rate Account, then over time the formula permits an increasing difference between the Account Value and the Total Protected Withdrawal Value before a transfer to the Benefit Fixed Rate Account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the Benefit Fixed Rate Account, the smaller the difference between the Total Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the Benefit Fixed Rate Account.

Each market cycle is unique, therefore the performance of your Sub-accounts and the Benefit Fixed Rate Account, and their impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the Benefit Fixed Rate Account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

■	The difference between your Account Value and your Total Protected Withdrawal Value;
■	The amount of time Highest Daily Lifetime Five has been in effect on your Annuity;
■	The amount allocated to and the performance of the Permitted Sub-accounts and the Benefit Fixed Rate Account;
■	Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and
■	Any withdrawals you take from your Annuity (while the benefit is in effect).

Because the amount allocated to the Benefit Fixed Rate Account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the Benefit Fixed Rate Account or to the Permitted Sub-accounts, the greater the impact performance of those investments have on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the Benefit Fixed Rate Account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the Benefit Fixed Rate Account and it has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the Benefit Fixed Rate Account and it has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the Benefit Fixed Rate Account even if the performance of your Permitted Sub-accounts is positive.

Any Account Value in the Benefit Fixed Rate Account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the Benefit Fixed Rate Account.

Additional Tax Considerations

If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than 5 percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Total Annual Income Amount, which will cause us to increase the Total Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity that are greater than such amounts. Please note that any withdrawal you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive Enhanced Protected Withdrawal Value and an amount under the Return of Principal Guarantee.

As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here. However, we do note that if you participate in Highest Daily Lifetime Five through a non-qualified annuity, and your annuity has received Enhanced Protected Withdrawal Value and/or an additional amount under the Return of Principal Guarantee, as with all withdrawals, once all Purchase Payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

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Optional 90% Cap Feature for the Formula Under Highest Daily Lifetime Five.

If you currently own an annuity and have elected the Highest Daily Lifetime Five Income Benefit, you can elect this feature, which utilizes a new mathematical formula. The new formula is described below and will (if you elect it) replace the “Transfer Calculation” portion of the mathematical formula currently used in connection with your benefit on a prospective basis. There is no cost to adding this feature to your Annuity. This election may only be made once and may not be revoked once elected. This feature is available subject to state approval. The new formula is found in Appendix E. Only the election of the 90% Cap will prevent all of your Account Value from being allocated to the Benefit Fixed Rate Account. If all of your Account Value is currently allocated to the Benefit Fixed Rate Account, it will not transfer back to the Permitted Sub-accounts unless you elect the 90% cap feature. If you make additional Purchase Payments, they may or may not result in a transfer to or from the Benefit Fixed Rate Account.

Under the new formula, the formula will not execute a transfer to the Benefit Fixed Rate Account that results in more than 90% of your Account Value being allocated to the Benefit Fixed Rate Account (“90% cap” or “90% cap rule”). Thus, on any Valuation Day, if the formula would require a transfer into the Benefit Fixed Rate Account that would result in more than 90% of the Account Value being allocated to the Benefit Fixed Rate Account, only the amount that results in exactly 90% of the Account Value being allocated to the Benefit Fixed Rate Account will be transferred. Additionally, future transfers into the Benefit Fixed Rate Account will not be made (regardless of the performance of the Benefit Fixed Rate Account and the Permitted Sub-accounts) at least until there is first a transfer out of the Benefit Fixed Rate Account. Once this transfer occurs out of the Benefit Fixed Rate Account, future amounts may be transferred to or from the Benefit Fixed Rate Account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the Benefit Fixed Rate Account that results in greater than 90% of your Account Value being allocated to the Benefit Fixed Rate Account. However, it is possible that, due to the investment performance of your allocations in the Benefit Fixed Rate Account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the Benefit Fixed Rate Account.

If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the Benefit Fixed Rate Account at least until there is first a transfer out of the Benefit Fixed Rate Account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the Benefit Fixed Rate Account, and the formula will still not transfer any of your Account Value to the Benefit Fixed Rate Account (at least until there is first a transfer out of the Benefit Fixed Rate Account). For example:

■

March 19, 2009 – a transfer is made to the Benefit Fixed Rate Account that results in the 90% cap being met and now $90,000 is allocated to the Benefit Fixed Rate Account and $10,000 is allocated to the Permitted Sub-accounts.

■

March 20, 2009 – you make an additional purchase payment of $10,000. No transfers have been made from the Benefit Fixed Rate Account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.

■

As of March 20, 2009 (and at least until first a transfer is made out of the Benefit Fixed Rate Account under the formula) – the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the Benefit Fixed Rate Account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the Benefit Fixed Rate Account).

■

Once there is a transfer out of the Benefit Fixed Rate Account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Benefit Fixed Rate Account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and may be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the Benefit Fixed Rate Account as dictated by the formula. Once you elect this feature, the new transfer formula described above will be the formula for your Annuity.

In the event that more than ninety percent (90%) of your Account Value is allocated to the Benefit Fixed Rate Account and you have elected this feature, up to ten percent (10%) of your Account Value currently allocated to the Benefit Fixed Rate Account will be transferred to your Permitted Sub-accounts, such that after the transfer, 90% of your Account Value on the date of the transfer is in the Benefit Fixed Rate Account. The transfer to the Permitted Sub-accounts will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). Amounts taken out of the Benefit Fixed Rate Account will be withdrawn for this purpose on a last-in, first-out basis (an amount renewed into a new guarantee period under the Benefit Fixed Rate Account will be deemed a new investment for purposes of this last-in, first-out rule).

Once the 90% cap rule is met, future transfers into the Benefit Fixed Rate Account will not be made (regardless of the performance of the Benefit Fixed Rate Account and the Permitted Sub-accounts) at least until there is a first transfer out of the Benefit Fixed Rate Account. Once this transfer occurs out of the Benefit Fixed Rate Account, future amounts may be transferred to or from the Benefit Fixed Rate Account if dictated by the formula.

Please be aware that after the initial transfer out of the Benefit Fixed Rate Account upon election of the 90% cap, there is no assurance that future transfers out will occur, or the amount of such future transfers, as a result of the election of the 90%

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cap. These transfers will be determined by the mathematical formula and depend on a number of factors unique to your Annuity.

Important Considerations When Electing the New Formula:

■	At any given time, some, most or none of your Account Value may be allocated to the Benefit Fixed Rate Account.
■	Please be aware that because of the way the new 90% cap formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the Benefit Fixed Rate Account.
■

Because the charge for Highest Daily Lifetime Five is assessed against the average daily net assets of the Sub-accounts, that charge will be assessed against all assets transferred into the Permitted Sub-accounts.

■

If this feature is elected, any Account Value transferred to the Permitted Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending of the performance of the Permitted Sub-accounts you select.

HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT (HD 7)

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime Seven benefit.

Highest Daily Lifetime Seven is no longer available for new elections. The income benefit under Highest Daily Lifetime Seven currently is based on a single “designated life” who is at least 55 years old on the date that the benefit is acquired. The Highest Daily Lifetime Seven Benefit was not available if you elected any other optional living benefit, although you may have elected any optional death benefit other than the Highest Daily Value death benefit. As long as your Highest Daily Lifetime Seven Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of the permitted investment options, see the Investment options section of this prospectus. Highest Daily Lifetime Seven is only available in those states that have not yet approved Highest Daily Lifetime 7 Plus. We no longer permit new elections of Highest Daily Lifetime Seven.

Highest Daily Lifetime Seven guarantees until the death of the single designated life the ability to withdraw an annual amount (the “Annual Income Amount”) equal to a percentage of an initial principal value (the “Protected Withdrawal Value”) regardless of the impact of market performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that market performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Highest Daily Lifetime Seven, and in Appendix H to this prospectus, we set forth the formula under which we make the asset transfers. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

As discussed below, a key component of Highest Daily Lifetime Seven is the Protected Withdrawal Value. Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life, provided that you have not made “excess withdrawals.” Excess withdrawals, as discussed below, will reduce your Annual Income Amount. Thus, you could experience a scenario in which your Account Value was zero, and, due to your excess withdrawals, your Annual Income Amount also was reduced to zero. In that scenario, no further amount would be payable under Highest Daily Lifetime Seven.

Key Feature – Protected Withdrawal Value

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter, until the earlier of the tenth anniversary of benefit election (the “Tenth Anniversary Date”) or the date of the first withdrawal, the Protected Withdrawal Value is equal to the “Periodic Value” described in the next paragraph.

The “Periodic Value” initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter, until the earlier of the first withdrawal or the Tenth Anniversary Date, we recalculate the Periodic Value. We stop determining the Periodic Value upon the earlier of your first withdrawal after the effective date of the benefit or the Tenth Anniversary Date. On each Valuation Day (the “Current Valuation Day”), the Periodic Value is equal to the greater of:

(1)	the Periodic Value for the immediately preceding business day (the “Prior Valuation Day”) appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted purchase payment made on the Current Valuation Day; and
(2)	the Account Value.

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If you make a withdrawal prior to the Tenth Anniversary Date, the Protected Withdrawal Value on the date of the withdrawal is equal to the greatest of:

(a)	the Account Value; or
(b)	the Periodic Value on the date of the withdrawal.

If you have not made a withdrawal on or before the Tenth Anniversary Date, your Protected Withdrawal Value subsequent to the Tenth Anniversary Date is equal to the greatest of:

(1)	the Account Value; or
(2)	the Periodic Value on the Tenth Anniversary Date, increased for subsequent adjusted Purchase Payments; or
(3)	the sum of:
(a)	200% of the Account Value on the effective date of the benefit;
(b)	200% of all adjusted Purchase Payments made within one year after the effective date of the benefit; and
(c)	all adjusted Purchase Payments made after one year following the effective date of the benefit up to the date of the first withdrawal.

On and after the date of your first withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent purchase payments, is reduced by withdrawals, including your first withdrawal (as described below), and is increased if you qualify for a step-up (as described below). Irrespective of these calculations, your Protected Withdrawal Value will always be at least equal to your Account Value.

Key Feature – Annual Income Amount under the Highest Daily Lifetime Seven Benefit

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active and does not reduce in subsequent Annuity Years, as described below. The percentage depends on the age of the Annuitant on the date of the first withdrawal after election of the benefit. The percentages are: 5% for ages 74 and younger, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older.

Under the Highest Daily Lifetime Seven benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Annual Income Amount (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

Any Purchase Payment that you make will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credits) based on the age of the Annuitant at the time of the first withdrawal (the percentages are: 5% for ages 74 and younger, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credits).

If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime Seven benefit.

An automatic step-up feature (“Highest Quarterly Auto Step-Up”) is included as part of this benefit. As detailed in this paragraph, the Highest Quarterly Auto Step-Up feature can result in a larger Annual Income Amount if your Account Value increases subsequent to your first withdrawal. We begin examining the Account Value for purposes of the Highest Quarterly Step-Up starting with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on the Valuation Days corresponding to the end of each quarter that (i) is based on your Annuity Year, rather than a calendar year; (ii) is subsequent to the first withdrawal; and (iii) falls within the immediately preceding Annuity Year. If the end of any such quarter falls on a holiday or a weekend, we use the next Valuation Day. Having identified each of those quarter-end Account Values, we then multiply each such value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are 5% for ages 74 and younger, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older. Thus, we multiply each quarterly value by the applicable percentage, adjust each such quarterly value for subsequent withdrawals and Purchase Payments, and then

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select the highest of those values. If the highest of those values exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. In later years, (i.e., after the first Annuity Anniversary after the first withdrawal) we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values on the end of the four immediately preceding quarters. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest quarterly value upon which your step-up was based. If, on the date that we implement a Highest Quarterly Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime Seven has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime Seven upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

The Highest Daily Lifetime Seven benefit does not affect your ability to make withdrawals under your Annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime Seven, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.

Examples of dollar-for-dollar and proportional reductions, and the Highest Quarterly Auto Step-Up are set forth below. The values depicted here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime Seven benefit or any other fees and charges. Assume the following for all three examples:
■	The Issue Date is December 1, 2007
■	The Highest Daily Lifetime Seven benefit is elected on March 5, 2008
■	The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime Seven benefit

Dollar-for-dollar reductions

On May 2, 2008, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the Annuitant is younger than 75 at the time of the 1st withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2008) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount – $6,000 less $2,500 = $3,500.

Proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on August 6, 2008 and the Account Value at the time of this withdrawal is $110,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount – $1,500 – reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

Here is the calculation:

Account Value before withdrawal	$110,000.00
Less amount of “non” excess withdrawal	$3,500.00
Account Value immediately before excess withdrawal of $1,500	$106,500.00
Excess withdrawal amount	$1,500.00
Divided by Account Value immediately before excess withdrawal	$106,500.00
Ratio	1.41%
Annual Income Amount	$6,000.00
Less ratio of 1.41%	$84.51
Annual Income Amount for future Annuity Years	$5,915.49

Highest Quarterly Auto Step-Up

On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant’s age on the Annuity Anniversary) of the highest quarterly value since your first withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (plus any Credits).

Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on August 6 reduces this amount to $5,915.49 for future years (see above). For the next Annuity Year, the Annual Income Amount

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will be stepped-up if 5% (since the youngest Designated Life is younger than 75 on the date of the potential step-up) of the highest quarterly Account Value adjusted for withdrawals, is higher than $5,915.49. Here are the calculations for determining the quarterly values. Only the June 1 value is being adjusted for excess withdrawals as the September 1 and December 1 Valuation Days occur after the excess withdrawal on August 6.

Date*	Account value	Highest Quarterly Value (adjusted with withdrawal and purchase payments)**	Adjusted Annual Income Amount (5% of the Highest Quarterly Value)
June 1, 2008	$118,000.00	$118,000.00	$5,900.00
August 6, 2008	$110,000.00	$112,885.55	$5,644.28
September 1, 2008	$112,000.00	$112,885.55	$5,644.28
December 1, 2008	$119,000.00	$119,000.00	$5,950.00

*	In this example, the Annuity Anniversary date is December 1. The quarterly valuation dates are every three months thereafter – March 1, June 1, September 1, and December 1. In this example, we do not use the March 1 date as the first withdrawal took place after March 1. The Annuity Anniversary Date of December 1 is considered the fourth and final quarterly valuation date for the year.
**	In this example, the first quarterly value after the first withdrawal is $118,000 on June 1, yielding an adjusted Annual Income Amount of $5,900.00. This amount is adjusted on August 6 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
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The Account Value of $118,000 on June 1 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $114,500 before the excess withdrawal.

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This amount ($114,500) is further reduced by 1.41% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Quarterly Value of $112,885.55.

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The adjusted Annual Income Amount is carried forward to the next quarterly anniversary date of September 1. At this time, we compare this amount to 5% of the Account Value on September 1. Since the June 1 adjusted Annual Income Amount of $5,644.28 is higher than $5,600.00 (5% of $112,000), we continue to carry $5,644.28 forward to the next and final quarterly anniversary date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,644.28, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value yields the highest amount of $5,950.00. Since this amount is higher than the current year’s Annual Income Amount of $5,915.49 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2008 and continuing through December 1, 2009, will be stepped-up to $5,950.00.

Benefits Under the Highest Daily Lifetime Seven Benefit

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To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount or as a result of the fee that we assess for Highest Daily Lifetime Seven, and amounts are still payable under Highest Daily Lifetime Seven, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Highest Daily Lifetime Seven benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to meet required minimum distribution requirements under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in the form of a fixed annuity.

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If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is a Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any Annuity option available; or
(2)	request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. We will make payments until the death of the single designated life.

We must receive your request in a form acceptable to us at our office.

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In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

(1)	the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and
(2)	the Account Value.

■	If no withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.
■	Please note that payments that we make under this benefit after the Annuity Anniversary coinciding with or next following the annuitant’s 95th birthday will be treated as annuity payments.

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Other Important Considerations

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Withdrawals under the Highest Daily Lifetime Seven benefit are subject to all of the terms and conditions of the Annuity, including any CDSC that may apply. Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal. However, we may impose a CDSC on the portion of a withdrawal that is deemed Excess Income.

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Withdrawals made while the Highest Daily Lifetime Seven Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Highest Daily Lifetime Seven Benefit does not directly affect the Account Value or surrender value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity you will receive the current surrender value.

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You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime Seven benefit. The Highest Daily Lifetime Seven benefit provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

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You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

■	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.
■	Upon inception of the benefit, and to maintain the benefit, 100% of your Account Value must have been allocated to the permitted Sub-accounts.
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You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (see description below) if you elect this benefit. A summary description of the AST Investment Grade Bond Portfolio appears within the Prospectus section entitled “What Are The Investment Objectives and Policies of The Portfolios?”. You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

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Transfers to and from the elected Sub-accounts and an AST Investment Grade Bond Portfolio Sub-account triggered by the mathematical formula component of the benefit will not count toward the maximum number of free transfers allowable under an Annuity.

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You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Highest Daily Lifetime Seven benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfer of Account Value and allocation of additional purchase payments may be subject to new investment limitations.

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The fee for Highest Daily Lifetime Seven is 0.60% annually of the Protected Withdrawal Value. We deduct this fee at the end of each quarter, where each such quarter is part of a year that begins on the effective date of the benefit or an anniversary thereafter. Thus, on each such quarter-end (or the next Valuation Day, if the quarter-end is not a Valuation Day), we deduct 0.15% of the Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of your Sub-accounts including the AST Investment Grade Bond Portfolio Sub-account. Since this fee is based on the Protected Withdrawal Value the fee for Highest Daily Lifetime Seven may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described above. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

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The Basic Death Benefit will terminate if withdrawals taken under the Highest Daily Lifetime Seven benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Highest Daily Lifetime Seven benefit cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

Election of and Designations under the Benefit

We no longer permit new elections of Highest Daily Lifetime Seven. For Highest Daily Lifetime Seven, there must have been either a single Owner who was the same as the Annuitant, or if the Annuity is entity owned, there must be a single natural person Annuitant. In either case, the Annuitant must have been at least 55 years old.

Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime Seven. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime Seven, except if (a) the new Owner has the same taxpayer identification number as the previous owner (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or (c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines.

Highest Daily Lifetime Seven can be elected at the time that you purchase your Annuity or after the Issue Date.

If you wish, you may cancel any Highest Daily Lifetime Seven benefit. You may then elect any other available living benefit on the Valuation Day after you have cancelled the Highest Daily Lifetime Seven benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Upon cancellation of any Highest Daily Lifetime Seven benefit, any Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account used with the formula will be reallocated to

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the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro rata. You should be aware that upon termination of Highest Daily Lifetime Seven, you will lose the Protected Withdrawal Value (including the Tenth Anniversary Date Guarantee), Annual Income Amount, and the Return of Principal Guarantee that you had accumulated under the benefit. Thus, the initial guarantees under any newly-elected benefit will be based on your current Account Value at the time you elect a new benefit. Once the Highest Daily Lifetime Seven benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Highest Daily Lifetime Seven benefit provided that the benefit you are looking to elect is available on a post-issue basis. If you cancel the benefit, you lose all guarantees under the benefit, and your guarantee under any new benefit you elect will be based on your Account Value at that time. Any such new benefit may be more expensive.

Return of Principal Guarantee

If you have not made a withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

a)	your Account Value on the day that you elected Highest Daily Lifetime Seven; and
b)	the sum of each Purchase Payment you made (including any Credits) during the one-year period after you elected the benefit.

If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the bond Sub-account used with this benefit), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. This potential addition to Account Value is available only if you have elected Highest Daily Lifetime Seven and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee.

Termination of the Benefit

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election will apply as described above. The benefit terminates: (i) upon your termination of the benefit (ii) upon your surrender of the Annuity (iii) upon your election to begin receiving annuity payments (although if you have elected to the Annual Income Amount in the form of Annuity payments, we will continue to pay the Annual Income Amount) (iv) upon the death of the Annuitant (v) if both the Account Value and Annual Income Amount equal zero or (vi) if you cease to meet our requirements for issuing the benefit (see Elections and Designations under the Benefit).

Upon termination of Highest Daily Lifetime Seven other than upon the death of the Annuitant, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options).

Mathematical Formula Component of Highest Daily Lifetime Seven

As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you have elected Highest Daily Lifetime Seven. For purposes of the benefit, we refer to those permitted Sub-accounts as the “Permitted Sub-accounts”. As a requirement of participating in Highest Daily Lifetime Seven, we require that you participate in our specialized program, under which we may transfer Account Value between the Permitted Sub-accounts and a specified bond fund within the Advanced Series Trust (the “AST Investment Grade Bond Sub-account”). We determine whether to make a transfer, and the amount of any transfer, under a non-discretionary formula, discussed below. The AST Investment Grade Bond Sub-account is available only with this benefit, and thus you may not allocate purchase payments to the AST Investment Grade Bond Sub-account. Under the formula component of Highest Daily Lifetime Seven, we monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account. Any transfer would be made in accordance with a formula, which is set forth in Appendix H to this prospectus.

Speaking generally, the formula, which we apply each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. Note that we use 5% in the formula, irrespective of the Annuitant’s attained age. Then we produce an estimate of the total amount we would target in our allocation model, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the “Target Value” or “L”. If you have already made a withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent purchase payments, and any excess withdrawals. Next, the

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formula subtracts from the Target Value the amount held within the AST Investment Grade Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the AST Investment Grade Bond Sub-account, is called the “Target Ratio” or “r”. If the Target Ratio exceeds a certain percentage (currently 83%), it means essentially that too much Target Value is not offset by assets within the AST Investment Grade Bond Sub-account, and therefore we will transfer an amount from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Conversely, if the Target Ratio falls below a certain percentage (currently 77%), then a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts would occur.

If you elect the new formula (90% Cap Feature), see discussion regarding that feature.

As you can glean from the formula, poor investment performance of your Account Value may result in a transfer of a portion of your variable Account Value to the AST Investment Grade Bond Sub-account because such poor investment performance will tend to increase the Target Ratio. Moreover, “flat” investment returns of your Account Value over a period of time also could result in the transfer of your Account Value from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. Once you elect Highest Daily Lifetime Seven, the ratios we use will be fixed. For newly-issued Annuities that elect Highest Daily Lifetime Seven and existing Annuities that elect Highest Daily Lifetime Seven, however, we reserve the right, subject to any required regulatory approval, to change the ratios.

While you are not notified when your Annuity reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the AST Investment Grade Bond Sub-account. The formula by which the reallocation triggers operate is designed primarily to mitigate the financial risks that we incur in providing the guarantee under Highest Daily Lifetime Seven.

Depending on the results of the calculation relative to the reallocation triggers, we may, on any day:

■	Not make any transfer between the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account; or
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If a portion of your Account Value was previously allocated to the AST Investment Grade Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options); or

■	Transfer all or a portion of your Account Value in the Permitted Sub-accounts pro rata to the AST Investment Grade Bond Sub-account.

Therefore, at any given time, some, none, or all of your Account Value may be allocated to the AST Investment Grade Bond Sub-account. If your entire Account Value is transferred to the AST Investment Grade Bond Sub-account, then based on the way the formula operates, the formula will not transfer amounts out of the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts and the entire Account Value would remain in the AST Investment Grade Bond Sub-account. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the AST Investment Grade Bond Sub-account. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the AST Investment Grade Bond Sub-accounts, if dictated by the formula. The amounts of any such transfers will vary as dictated by the formula, and will depend on the factors listed below.

Prior to the first withdrawal, the primary driver of transfers to the AST Investment Grade Bond Sub-account is difference between your Account Value and your Protected Withdrawal Value. If none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, then over time the formula permits an increasing difference between the Account Value and the Protected Withdrawal Value before a transfer to the AST Investment Grade Bond Sub-account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, the smaller the difference between the Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the AST Investment Grade Bond Sub-account.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST Investment Grade Bond Sub-account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

■	The difference between your Account Value and your Protected Withdrawal Value;
■	The amount of time Highest Daily Lifetime Seven has been in effect on your Annuity;

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■	The amount allocated to and the performance of the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account;
■	Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and
■	Any withdrawals you take from your Annuity (while the benefit is in effect).

Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the AST Investment Grade Bond Sub-account or to the Permitted Sub-accounts, the greater the impact performance of those investments have on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the AST Investment Grade Bond Sub-account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.

If you make additional Purchase Payments to your Annuity, they will be allocated in accordance with your Annuity. Once allocated, they will also be subject to the formula described above and therefore may be transferred to the AST Investment Grade Bond Sub-account, if dictated by the formula.

Any Account Value in the AST Investment Grade Bond Sub-account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the AST Investment Grade Bond Sub-account.

Additional Tax Considerations

If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. Please note that any withdrawal you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under “Key Feature – Protected Withdrawal Value”.

As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here. However, we do note that if you participate in Highest Daily Lifetime Seven through a non-qualified annuity, as with all withdrawals, once all Purchase Payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

Highest Daily Lifetime Seven with Beneficiary Income Option

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime Seven with Beneficiary Income Option.

There is an optional death benefit feature under this benefit, the amount of which is linked to your Annual Income Amount. We refer to this optional death benefit as the Beneficiary Income Option or (“BIO”). Highest Daily Lifetime Seven was available without also selecting the Beneficiary Income Option death benefit. We no longer permit elections of the Highest Daily Lifetime Seven Beneficiary Income Option benefit. If you terminate your Highest Daily Lifetime Seven with BIO benefit to elect any other available living benefit, you will lose the guarantees that you had accumulated under your Highest Daily Lifetime Seven with BIO benefit and will begin new guarantees under the newly elected benefit.

If you have elected this death benefit, you may not elect any other optional benefit. You may have elected the Beneficiary Income Option death benefit so long as the Annuitant is no older than age 75 at the time of election. For purposes of this optional death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Highest Daily Lifetime Seven itself . Because the fee for this benefit is based on the Protected Withdrawal Value, the fee for Highest Daily Lifetime Seven with the Beneficiary Income Option may be greater than it would have been based on the Account Value alone.

Upon a death that triggers payment of a death benefit under the Annuity, we identify the following amounts: (a) the amount of the basic death benefit under the Annuity (b) the Protected Withdrawal Value and (c) the Annual Income Amount. If there were no withdrawals prior to the date of death, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death, and we calculate the Annual Income Amount as if there were a withdrawal on the date of death. If there were

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withdrawals prior to the date of death, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.

If there is one beneficiary, he/she must choose to receive either the basic death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of periodic payments of the Annual Income Amount – such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Thus, each beneficiary can choose to take his/her portion of either (a) the basic death benefit or (b) the Beneficiary Income Option death benefit. If chosen, for qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than December 31st of the year following the annuity owner’s date of death. For non-qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than one year after the owner’s date of death. In order to receive the Beneficiary Income Option death benefit, each beneficiary’s share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary’s death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.

Here is an example to illustrate how the death benefit may be paid:

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Assume that (i) the basic death benefit is $50,000, the Protected Withdrawal Value is $100,000, and the Annual Income Amount is $5,000; (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.

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Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value).

The pro-rated portion of the Annual Income Amount, equal to $3,750 annually (i.e., the first beneficiary’s 75% share multiplied by $5000), is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary’s 75% share of the $100,000 Protected Withdrawal Value).

The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).

If you elect to terminate Highest Daily Lifetime Seven with Beneficiary Income Option, both Highest Daily Lifetime Seven and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Highest Daily Lifetime Seven with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the “Election and Designations under the Benefit” section, above.

Highest Daily Lifetime Seven with Lifetime Income Accelerator

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime Seven with Lifetime Income Accelerator.

There is another version of Highest Daily Lifetime Seven that we call Highest Daily Lifetime Seven with Lifetime Income Accelerator (“Highest Daily Lifetime Seven with LIA”). We no longer permit new elections of Highest Daily Lifetime Seven with LIA. If you have elected this benefit, you may not elect any other optional benefit. The income benefit under Highest Daily Lifetime Seven with LIA currently is based on a single “designated life” who was between the ages of 55 and 75 on the date that the benefit was elected. If you terminate your Highest Daily Lifetime Seven Benefit with LIA to elect any other available living benefit, you will lose the guarantees that you had accumulated under your Highest Daily Lifetime Seven Benefit with LIA and will begin the new guarantees under the newly elected benefit based on the account value as of the date the new benefit becomes active.

Highest Daily Lifetime Seven with LIA is not long-term care insurance and should not be purchased as a substitute for long-term care insurance. The income you receive through the Lifetime Income Accelerator may be used for any purpose, and it may or may not be sufficient to address expenses you may incur for long-term care. You should seek professional advice to determine your financial needs for long-term care.

Highest Daily Lifetime Seven with LIA guarantees, until the death of the single designated life, the ability to withdraw an amount equal to double the Annual Income Amount (which we refer to as the “LIA Amount”) if you meet the conditions set forth below. If you had chosen the Highest Daily Lifetime Seven with LIA, the maximum charge is 2.00% of Protected Withdrawal Value (“PWV”) annually. We deduct the current charge (0.95% of PWV) at the end of each quarter, where each such quarter is part of a year that begins on the effective date of the benefit or an anniversary thereafter. Thus, on each such quarter-end (or the next Valuation Day, if the quarter-end is not a Valuation Day), we deduct 0.2375% of the Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of your Sub-accounts including the AST Investment Grade Bond Portfolio Sub-account. Since this fee is based on the protected withdrawal value, the fee for Highest Daily Lifetime Seven with LIA may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described below.

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If this benefit was elected within an Annuity held as a 403 (b) plan, then in addition to meeting the eligibility requirements listed below for the LIA Amount you must separately qualify for distributions from the 403 (b) plan itself.

You could have chosen Highest Daily Lifetime Seven without also electing LIA, however you may not have elected LIA without Highest Daily Lifetime Seven. All terms and conditions of Highest Daily Lifetime Seven apply to this version of the benefit, except as described herein.

Eligibility Requirements for LIA Amount. Both a waiting period of 36 months, from the benefit effective date, and an elimination period of 120 days, from the date of notification that one or both of the requirements described immediately below have been met, apply before you can become eligible for the LIA Amount. Assuming the 36 month waiting period has been met and we have received the notification referenced in the immediately preceding sentence, the LIA amount would be available for withdrawal on the Valuation Day immediately after the 120th day. The waiting period and the elimination period may run concurrently. In addition to satisfying the waiting and elimination period, either or both of the following requirements (“LIA conditions”) must be met. It is not necessary to meet both conditions:

(1)	The designated life is confined to a qualified nursing facility. A qualified nursing facility is a facility operated pursuant to law or any state licensed facility providing medically necessary in-patient care which is prescribed by a licensed physician in writing and based on physical limitations which prohibit daily living in a non-institutional setting.
(2)	The designated life is unable to perform two or more basic abilities of caring for oneself or “activities of daily living.” We define these basic abilities as:

i.	Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.
ii.	Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.
iii.	Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower.
iv.	Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.
v.	Transferring: Moving into or out of a bed, chair or wheelchair.
vi.	Continence: Maintaining control of bowel or bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform personal hygiene (including caring for catheter or colostomy bag).

You must notify us when the LIA conditions have been met. If, when we receive such notification, there are more than 120 days remaining until the end of the waiting period described above, you will not be eligible for the LIA Amount. If there are 120 days or less remaining until the end of the waiting period when we receive notification that the LIA conditions are met, we will determine eligibility for the LIA Amount through our then current administrative process, which may include, but is not limited to, documentation verifying the LIA conditions and/or an assessment by a third party of our choice. Such assessment may be in person and we will assume any costs associated with the aforementioned assessment. Once eligibility is determined, the LIA Amount is equal to double the Annual Income Amount as described in this prospectus under the Highest Daily Lifetime Seven Benefit.

Additionally, we will reassess your eligibility on an annual basis although your LIA benefit for the year that immediately precedes our reassessment will not be affected if it is determined that you are no longer eligible. Your first reassessment may occur in the same year as your initial assessment. If we determine that you are no longer eligible to receive the LIA Amount, the Annual Income Amount would replace the LIA Amount on the next Annuity Anniversary (the “ineligibility effective date”). However, 1) if you were receiving income through a systematic withdrawal program that was based on your LIA Amount; 2) you subsequently become ineligible to receive your LIA Amount, and 3) we do not receive new withdrawal instructions from you prior to the ineligibility effective date, we will cancel such systematic withdrawal program on the ineligibility effective date. You will be notified of your subsequent ineligibility and the date systematic withdrawal payments will stop before either occur. If any existing systematic withdrawal program is canceled, you must enroll in a new systematic withdrawal program if you wish to receive income on a systematic basis. You may establish a new or make changes to any existing systematic withdrawal program at any time by contacting our Annuity Service Office. All “Excess Income” conditions described above in “Key Feature – Annual Income Amount under the Highest Daily Lifetime Seven Benefit” would apply. There is no limit on the number of times you can become eligible for the LIA Amount, however, each time would require the completion of the 120-day elimination period, notification that the designated life meets the LIA conditions, and determination, through our then current administrative process, that you are eligible for the LIA Amount, each as described above.

You should also keep in mind that, at the time you are experiencing the LIA conditions that would qualify you for the LIA Amount, you may also be experiencing other disabilities that could impede your ability to conduct your affairs. You may wish to consult with a legal advisor to determine whether you should authorize a fiduciary who could notify us if you meet the LIA conditions and apply for the benefit.

LIA amount at the first Withdrawal. If your first withdrawal subsequent to election of Highest Daily Lifetime Seven with LIA occurs while you are eligible for the LIA Amount, the available LIA Amount is equal to double the Annual Income Amount.

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LIA amount after the First Withdrawal. If you become eligible for the LIA Amount after you have taken your first withdrawal, the available LIA amount for the current and subsequent Annuity Years is equal to double the then current Annual Income Amount, however the available LIA amount in the current Annuity Year is reduced by any withdrawals that have been taken in the current Annuity Year. Cumulative withdrawals in an Annuity Year which are less than or equal to the LIA Amount (when eligible for the LIA amount) will not reduce your LIA Amount in subsequent Annuity Years, but any such withdrawals will reduce the LIA Amount on a dollar-for-dollar basis in that Annuity Year.

Withdrawals In Excess of the LIA amount. If your cumulative withdrawals in an Annuity Year are in excess of the LIA Amount when you are eligible (“Excess Withdrawal”), your LIA Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the excess portion of the withdrawal to the Account Value immediately prior to the Excess Withdrawal. Reductions include the actual amount of the withdrawal, including any CDSC that may apply. Withdrawals of any amount up to and including the LIA Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Excess Withdrawals will reduce the Protected Withdrawal Value by the same ratio as the reduction to the LIA Amount. Any withdrawals that are less than or equal to the LIA amount (when eligible) but in excess of the free withdrawal amount available under this Annuity will not incur a CDSC.

Withdrawals are not required. However, subsequent to the first withdrawal, the LIA Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the LIA Amount.

Purchase Payments. If you are eligible for the LIA Amount as described under “Eligibility Requirements for LIA Amount” and you make an additional Purchase Payment, we will increase your LIA Amount by double the amount we add to your Annual Income Amount.

Step Ups. If your Annual Income Amount is stepped up, your LIA Amount will be stepped up to equal double the stepped up Annual Income Amount.

Guarantee Payments. If your Account Value is reduced to zero as a result of cumulative withdrawals that are equal to or less than the LIA Amount, or as a result of the fee that we assess for Highest Daily Lifetime Seven with LIA, and there is still a LIA Amount available, we will make an additional payment for that Annuity Year equal to the remaining LIA Amount. Thus, in that scenario, the remaining LIA Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the LIA Amount as described in this section. We will make payments until the death of the single designated life. Should the designated life no longer qualify for the LIA amount (as described under “Eligibility Requirements for LIA Amount” above), the Annual Income Amount would continue to be available. Subsequent eligibility for the LIA Amount would require the completion of the 120 day elimination period as well as meeting the LIA conditions listed above under “Eligibility Requirements for LIA Amount”. To the extent that cumulative withdrawals in the current Annuity Year that reduce your Account Value to zero are more than the LIA Amount (except in the case of required minimum distributions), Highest Daily Lifetime Seven with LIA terminates, and no additional payments are permitted.

Annuity Options. In addition to the Highest Daily Lifetime Seven Annuity Options described above, after the 10th benefit anniversary you may also request that we make annuity payments each year equal to the Annual Income Amount. In any year that you are eligible for the LIA Amount, we make annuity payments equal to the LIA Amount. If you would receive a greater payment by applying your Account Value to receive payments for life under your Annuity, we will pay the greater amount. Prior to the 10th benefit anniversary this option is not available.

We will continue to make payments until the death of the Designated Life. If this option is elected, the Annual Income Amount and LIA Amount will not increase after annuity payments have begun.

If you elect Highest Daily Lifetime Seven with LIA, and never meet the eligibility requirements you will not receive any additional payments based on the LIA Amount.

Optional 90% Cap Feature for Formula for Highest Daily Lifetime Seven

If you currently own an Annuity and have elected the Highest Daily Lifetime Seven Income Benefit (including Highest Daily Lifetime Seven with Beneficiary Income Option and Highest Daily Lifetime Seven with Lifetime Income Accelerator) or Spousal Highest Daily Lifetime Seven Income Benefit (including Spousal Highest Daily Lifetime Seven with Beneficiary Income Option), you can elect this feature (subject to state approval) which utilizes a new mathematical formula. The new formula is described below and will replace the “Transfer Calculation” portion of the mathematical formula currently used in connection with your benefit on a prospective basis. This election may only be made once and may not be revoked once elected. The new mathematical formula is found in Appendix H (page H-4). There is no cost to adding this feature to your Annuity. Only the election of the 90% Cap will prevent all of your Account Value from being allocated to the AST Investment Grade Bond Portfolio Sub-account. If all of your Account Value is currently allocated to the AST Investment Grade Bond Portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect the 90% Cap feature. If you make additional Purchase Payments, they may or may not result in a transfer to or from the AST Investment Grade Bond Portfolio Sub-account.

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Under the new formula, the formula will not execute a transfer to the AST Investment Grade Bond Sub-account that results in more than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account (“90% cap” or “90% Cap Rule”). Thus, on any Valuation Day, if the formula would require a transfer to the AST Investment Grade Bond Sub-account that would result in more than 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account will be transferred. Additionally, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST Investment Grade Bond Sub-account that results in greater than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST Investment Grade Bond Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the AST Investment Grade Bond Sub-account.

If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST Investment Grade Bond Sub-account at least until there is first a transfer out of the AST Investment Grade Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST Investment Grade Bond Sub-account, and the formula will still not transfer any of your Account Value to the AST Investment Grade Bond Sub-account (at least until there is first a transfer out of the AST Investment Grade Bond Sub-account). For example,

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March 19, 2009 – a transfer is made that results in the 90% cap being met and now $90,000 is allocated to the AST Investment Grade Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

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March 20, 2009 – you make an additional purchase payment of $10,000. No transfers have been made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.

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As of March 20, 2009 (and at least until first a transfer is made out of the AST Investment Grade Bond Sub-account under the formula) – the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the AST Investment Grade Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the AST Investment Grade Bond Sub-account).

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Once there is a transfer out of the AST Investment Grade Bond Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and may be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account as dictated by the formula. Once you elect this feature, the new transfer formula described above and set forth in Appendix H will be the formula for your Annuity.

In the event that more than ninety percent (90%) of your Account Value is allocated to the AST Investment Grade Bond Sub-account and you have elected this feature, up to ten percent (10%) of your Account Value currently allocated to the AST Investment Grade Bond Sub-account will be transferred to your Permitted Sub-accounts, such that after the transfer, 90% of your Account Value on the date of the transfer is in the AST Investment Grade Bond Sub-account. The transfer to the Permitted Sub-accounts will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amounts of such additional transfer(s) will vary. If on the date this feature is elected 100% of your Account Value is allocated to the AST Investment Grade Bond Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts. While there are no assurances that future transfers will occur, it is possible that an additional transfer(s) to the Permitted Sub-accounts could occur following the Valuation Day(s), and in some instances (based on the formula) the additional transfer(s) could be large.

Once the 90% cap rule is met, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

Important Consideration When Electing the New Formula:

■	At any given time, some, most or none of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.
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Please be aware that because of the way the 90% cap formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.

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If this feature is elected, any Account Value transferred to the Permitted Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending of the performance of the Permitted Sub-accounts you select.

SPOUSAL HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT (SHD7)

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime Seven Income benefit.

Spousal Highest Daily Lifetime Seven is the spousal version of Highest Daily Lifetime Seven. We no longer permit new elections of Spousal Highest Daily Lifetime Seven. Spousal Highest Daily Lifetime Seven must have been elected based on two Designated Lives, as described below. Each Designated Life must have been at least 59 1/2 years old when the benefit was elected. Spousal Highest Daily Lifetime Seven was not available if you elected any other optional living benefit or optional death benefit. As long as your Spousal Highest Daily Lifetime Seven Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of permitted investment options, see the Investment options section of this prospectus.

The benefit that guarantees until the later death of two natural persons who are each other’s spouses at the time of election of the benefit and at the first death of one of them (the “Designated Lives”, and each, a “Designated Life”) the ability to withdraw an annual amount (the “Annual Income Amount”) equal to a percentage of an initial principal value (the “Protected Withdrawal Value”) regardless of the impact of Sub-account performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Highest Daily Lifetime Seven benefit after the death of the first spouse. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Spousal Highest Daily Lifetime Seven, and in Appendix H to this prospectus, we set forth the formula under which we make the asset transfers. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

As discussed below, a key component of Spousal Highest Daily Lifetime Seven is the Protected Withdrawal Value. Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains. You are guaranteed to be able to withdraw the Annual Income Amount until the death of the second Designated Life, provided that there have not been “excess withdrawals.” Excess withdrawals, as discussed below, will reduce your Annual Income Amount. Thus, you could experience a scenario in which your Account Value was zero, and, due to your excess withdrawals, your Annual Income Amount also was reduced to zero. In that scenario, no further amount would be payable under Spousal Highest Daily Lifetime Seven.

Key Feature – Protected Withdrawal Value

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter, until the earlier of the tenth anniversary of benefit election (the “Tenth Anniversary Date”) or the date of the first withdrawal, the Protected Withdrawal Value is equal to the “Periodic Value” described in the next paragraph.

The “Periodic Value” initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter, until the earlier of the first withdrawal or the Tenth Anniversary Date, we recalculate the Periodic Value. We stop determining the Periodic Value upon the earlier of your first withdrawal after the effective date of the benefit or the Tenth Anniversary Date. On each Valuation Day (the “Current Valuation Day”), the Periodic Value is equal to the greater of:

(1)	the Periodic Value for the immediately preceding business day (the “Prior Valuation Day”) appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted purchase payment made on the Current Valuation Day; and
(2)	the Account Value.

If you make a withdrawal prior to the Tenth Anniversary Date, the Protected Withdrawal Value on the date of the withdrawal is equal to the greatest of:

(1)	the Account Value; or
(2)	the Periodic Value on the date of the withdrawal.

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If you have not made a withdrawal on or before the Tenth Anniversary Date, your Protected Withdrawal Value subsequent to the Tenth Anniversary Date is equal to the greatest of:

(1)	the Account Value; or
(2)	the Periodic Value on the Tenth Anniversary Date, increased for subsequent adjusted purchase payments; or
(3)	the sum of:
(a)	200% of the Account Value on the effective date of the benefit;
(b)	200% of all adjusted purchase payments made within one year after the effective date of the benefit; and
(c)	all adjusted purchase payments made after one year following the effective date of the benefit up to the date of the first withdrawal.

On and after the date of your first withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent purchase payments, is reduced by withdrawals, including your first withdrawal (as described below), and is increased if you qualify for a step-up (as described below). Irrespective of these calculations, your Protected Withdrawal Value will always be at least equal to your Account Value.

Key Feature – Annual Income Amount under the Spousal Highest Daily Lifetime Seven Benefit

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active and does not reduce in subsequent Annuity Years, as described below. The percentage depends on the age of the youngest Designated Life on the date of the first withdrawal after election of the benefit. The percentages are: 5% for ages 79 and younger, 6% for ages 80 to 84, 7% for ages 85 to 89, and 8% for ages 90 and older. We use the age of the youngest Designated Life even if that Designated Life is no longer a participant under the Annuity due to death or divorce.

Under the Spousal Highest Daily Lifetime Seven benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Annual Income Amount (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

Any Purchase Payment that you make will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credits) based on the age of the Annuitant at the time of the first withdrawal (the percentages are: 5% for ages 79 and younger, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credits).

If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime Seven benefit.

An automatic step-up feature (“Highest Quarterly Auto Step-Up”) is included as part of this benefit. As detailed in this paragraph, the Highest Quarterly Auto Step-Up feature can result in a larger Annual Income Amount if your Account Value increases subsequent to your first withdrawal. We begin examining the Account Value for purposes of the Highest Quarterly Step-Up starting with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on the Valuation Days corresponding to the end of each quarter that (i) is based on your Annuity Year, rather than a calendar year; (ii) is subsequent to the first withdrawal; and (iii) falls within the immediately preceding Annuity Year. If the end of any such quarter falls on a holiday or a weekend, we use the next Valuation Day. Having identified each of those quarter-end Account Values, we then multiply each such value by a percentage that varies based on the age of the youngest Designated Life on the Annuity Anniversary as of which the step-up would occur. The percentages are 5% for ages 79 and younger, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older. Thus, we multiply each quarterly value by the applicable percentage, adjust each such quarterly value for subsequent withdrawals and Purchase Payments, and then select the highest of those values. If the highest of those values exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. In later years, (i.e., after the first Annuity Anniversary after the first withdrawal) we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values on the end of the four immediately preceding quarters. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the

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highest quarterly value upon which your step-up was based. If, on the date that we implement a Highest Quarterly Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime Seven has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime Seven upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

The Spousal Highest Daily Lifetime Seven benefit does not affect your ability to make withdrawals under your annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime Seven, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.

Examples of dollar-for-dollar and proportional reductions, and the Highest Quarterly Auto Step-Up are set forth below. The values depicted here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime Seven benefit or any other fees and charges. Assume the following for all three examples:

■	The Issue Date is December 1, 2007
■	The Spousal Highest Daily Lifetime Seven benefit is elected on March 5, 2008
■	The youngest Designated Life was 70 years old when he/she elected the Spousal Highest Daily Lifetime Seven benefit

Dollar-for-dollar reductions

On May 2, 2008, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the youngest Designated Life is younger than 80 at the time of the 1st withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2008) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount – $6,000 less $2,500 = $3,500.

Proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on August 6, 2008 and the Account Value at the time of this withdrawal is $110,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount – $1,500 – reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

Here is the calculation:

Account Value before withdrawal	$110,000.00
Less amount of “non” excess withdrawal	$3,500.00
Account Value immediately before excess withdrawal of $1,500	$106,500.00
Excess withdrawal amount	$1,500.00
Divided by Account Value immediately before excess withdrawal	$106,500.00
Ratio	1.41%
Annual Income Amount	$6,000.00
Less ratio of 1.41%	$84.51
Annual Income Amount for future Annuity Years	$5,915.49

Highest Quarterly Auto Step-Up

On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the youngest Designated Life’s age on the Annuity Anniversary) of the highest quarterly value since your first withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional Purchase Payments (plus any Credits).

Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on August 6 reduces this amount to $5,915.49 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped-up if 5% (since the youngest Designated Life is younger than 80 on the date of the potential step-up) of the highest quarterly Account Value adjusted for withdrawals, is higher than $5,915.49. Here are the calculations for determining the quarterly values. Only the June 1 value is being adjusted for excess withdrawals as the September 1 and December 1 Valuation Days occur after the excess withdrawal on August 6.

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Date*	Account value	Highest Quarterly Value (adjusted with withdrawal and purchase payments)**	Adjusted Annual Income Amount (5% of the Highest Quarterly Value)
June 1, 2008	$118,000.00	$118,000.00	$5,900.00
August 6, 2008	$110,000.00	$112,885.55	$5,644.28
September 1, 2008	$112,000.00	$112,885.55	$5,644.28
December 1, 2008	$119,000.00	$119,000.00	$5,950.00

*	In this example, the Annuity Anniversary date is December 1. The quarterly valuation dates are every three months thereafter – March 1, June 1, September 1, and December 1. In this example, we do not use the March 1 date as the first withdrawal took place after March 1. The Annuity Anniversary Date of December 1 is considered the fourth and final quarterly valuation date for the year.
**	In this example, the first quarterly value after the first withdrawal is $118,000 on June 1, yielding an adjusted Annual Income Amount of $5,900.00. This amount is adjusted on August 6 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
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The Account Value of $118,000 on June 1 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Total Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $114,500 before the excess withdrawal.

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This amount ($114,500) is further reduced by 1.41% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Quarterly Value of $112,885.55.

The adjusted Annual Income Amount is carried forward to the next quarterly anniversary date of September 1. At this time, we compare this amount to 5% of the Account Value on September 1. Since the June 1 adjusted Annual Income Amount of $5,644.28 is higher than $5,600.00 (5% of $112,000), we continue to carry $5,644.28 forward to the next and final quarterly anniversary date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,644.28, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value yields the highest amount of $5,950.00. Since this amount is higher than the current year’s Annual Income Amount of $5,915.49 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2008 and continuing through December 1, 2009, will be stepped-up to $5,950.00.

Benefits Under the Spousal Highest Daily Lifetime Seven Benefit

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To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount or as a result of the fee that we assess for Spousal Highest Daily Lifetime Seven, and amounts are still payable under Spousal Highest Daily Lifetime Seven, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Highest Daily Lifetime Seven benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to meet required minimum distribution requirements under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in the form of a fixed annuity.

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If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is a Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any Annuity option available; or
(2)	request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. If, due to death of a Designated Life or divorce prior to annuitization, only a single Designated Life remains, then Annuity payments will be made as a life annuity for the lifetime of the Designated Life.

We must receive your request in a form acceptable to us at our office.

In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

(1)	the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and
(2)	the Account Value.

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■	If no withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.
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Please note that payments that we make under this benefit after the Annuity Anniversary coinciding with or next following the older of the owner or Annuitant’s 95th birthday, will be treated as annuity payments.

Other Important Considerations

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Withdrawals under the Spousal Highest Daily Lifetime Seven benefit are subject to all of the terms and conditions of the Annuity, including any CDSC that may apply. Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal. However, we may impose a CDSC on the portion of a withdrawal that is deemed Excess Income.

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Withdrawals made while the Spousal Highest Daily Lifetime Seven Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Spousal Highest Daily Lifetime Seven Benefit does not directly affect the Account Value or surrender value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity you will receive the current surrender value.

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You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Highest Daily Lifetime Seven benefit. The Spousal Highest Daily Lifetime Seven benefit provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

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You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

■	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.
■	Upon inception of the benefit, and to maintain the benefit, 100% of your Account Value must have been allocated to the permitted Sub-accounts.
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You cannot allocate Purchase Payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (as described below) if you elect this benefit. A summary description of the AST Investment Grade Bond Portfolio appears within the prospectus section entitled “What Are The Investment Objectives and Policies of The Portfolios?”. You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

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You can make withdrawals from your Annuity without purchasing the Spousal Highest Daily Lifetime Seven benefit. The Spousal Highest Daily Lifetime Seven benefit provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

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Transfers to and from the elected Sub-accounts and the AST Investment Grade Bond Portfolio Sub-account triggered by the mathematical formula component of the benefit will not count toward the maximum number of free transfers allowable under an Annuity.

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You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Spousal Highest Daily Lifetime Seven benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfers of Account Value and allocation of Additional purchase payments may be subject to new investment limitations.

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The fee for Spousal Highest Daily Lifetime Seven is 0.75% annually of the Protected Withdrawal Value. We deduct this fee at the end of each quarter, where each such quarter is part of a year that begins on the effective date of the benefit or an anniversary thereafter. Thus, on each such quarter-end (or the next Valuation Day, if the quarter-end is not a Valuation Day), we deduct 0.1875% of the Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of your Sub-accounts including the AST Investment Grade Bond Sub-account. Since this fee is based on the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime Seven may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described above. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

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The Basic Death Benefit will terminate if withdrawals taken under the Spousal Highest Daily Lifetime Seven benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Spousal Highest Daily Lifetime Seven benefit cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

Election of and Designations under the Benefit.

We no longer permit new elections of Spousal Highest Daily Lifetime Seven. Elections of Spousal Highest Daily Lifetime Seven must have been based on two Designated Lives. Designated Lives must be natural persons who are each other’s spouses at the time of election of the benefit and at the death of the first of the Designated Lives to die. Spousal Highest Daily Lifetime Seven could only be elected where the Owner, Annuitant, and Beneficiary designations are as follows:

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One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner’s spouse. The Owner/Annuitant and the beneficiary each must be at least 59 1/2 years old at the time of election; or

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Co-Annuity Owners, where the Owners are each other’s spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. Each Owner must each be at least 59 1/2 years old at the time of election; or

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One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) (“Custodial Account”), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. Both the Annuitant and the Contingent Annuitant each must be at least 59 1/2 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows:

(a)	if one Owner dies and the surviving spousal Owner assumes the Annuity or
(b)	if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary designations under this benefit. If the Designated Lives divorce, however, the Spousal Highest Daily Lifetime Seven benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new Designated Life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

If you wish, you may cancel any Spousal Highest Daily Lifetime Seven benefit. You may then elect any other available living benefit on any Valuation Day after you have cancelled the Spousal Highest Daily Lifetime Seven benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Upon cancellation of any Spousal Highest Daily Lifetime Seven benefit, any Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instruction or in absence of such instruction, pro-rata. You should be aware that upon termination of Spousal Highest Daily Lifetime Seven, you will lose the Protected Withdrawal Value (including the Tenth Anniversary Date Guarantee), Annual Income Amount, and the Return of Principal Guarantee that you had accumulated under the benefit. Thus, the initial guarantees under any newly-elected benefit will be based on your current Account Value. Once the Spousal Highest Daily Lifetime Seven benefit is cancelled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Spousal Highest Daily Lifetime Seven benefit provided that the benefit you are looking to elect is available on a post-issue basis. Any such new benefit may be more expensive.

Return of Principal Guarantee

If you have not made a withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

a)	your Account Value on the day that you elected Spousal Highest Daily Lifetime Seven; and
b)	the sum of each Purchase Payment you made (including any Credits) during the one-year period after you elected the benefit.

If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the a bond Sub-account used with this benefit), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. This potential addition to Account Value is available only if you have elected Spousal Highest Daily Lifetime Seven and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee.

Termination of the Benefit

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election will apply as described above. The benefit terminates: (i) if upon the death of the first Designated Life, the surviving Designated Life opts to take the death benefit under the Annuity (thus, the benefit does not terminate solely because of the death of the first Designated Life) (ii) upon the death of the second Designated Life, (iii) upon your termination of the benefit (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount) (iv) upon your surrender of the Annuity (v) upon your election to begin receiving annuity payments (vi) if both the Account Value and Annual Income Amount equal zero or (vii) if you cease to meet our requirements for issuing the benefit (see Election of and Designations under the Benefit).

Upon termination of Spousal Highest Daily Lifetime Seven other than upon death of a Designated Life, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in

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the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account (as defined below) to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options).

Mathematical Formula Component of Spousal Highest Daily Lifetime Seven

As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you have elected Spousal Highest Daily Lifetime Seven. For purposes of the benefit, we refer to those permitted Sub-accounts as the “Permitted Sub-accounts”. As a requirement of participating in Spousal Highest Daily Lifetime Seven, we require that you participate in our specialized program, under which we may transfer Account Value between the Permitted Sub-accounts and a specified bond fund within the Advanced Series Trust (the “AST Investment Grade Bond Sub-account”). We determine whether to make a transfer, and the amount of any transfer, under a non-discretionary formula, discussed below. The AST Investment Grade Bond Sub-account is available only with this benefit, and thus you may not allocate purchase payments to the AST Investment Grade Bond Sub-account. Under the formula component of Spousal Highest Daily Lifetime Seven, we monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account. Any transfer would be made in accordance with a formula, which is set forth in Appendix H to this prospectus.

Speaking generally, the formula, which we apply each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. Note that we use 5% in the formula, irrespective of the Annuitant’s attained age. Then we produce an estimate of the total amount we would target in our allocation model, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the “Target Value” or “L”. If you have already made a withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent purchase payments, and any excess withdrawals. Next, the formula subtracts from the Target Value the amount held within the AST Investment Grade Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the AST Investment Grade Bond Sub-account, is called the “Target Ratio” or “r”. If the Target Ratio exceeds a certain percentage (currently 83%), it means essentially that too much Target Value is not offset by assets within the AST Investment Grade Bond Sub-account, and therefore we will transfer an amount from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Conversely, if the Target Ratio falls below a certain percentage (currently 77%), then a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts would occur.

If you elect the new formula (90% Cap Feature), see discussion regarding that feature.

As you can glean from the formula, poor investment performance of your Account Value may result in a transfer of a portion of your variable Account Value to the AST Investment Grade Bond Sub-account because such poor investment performance will tend to increase the Target Ratio. Moreover, “flat” investment returns of your Account Value over a period of time also could result in the transfer of your Account Value from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. Once you elect Spousal Highest Daily Lifetime Seven, the ratios we use will be fixed. For newly-issued Annuities that elect Spousal Highest Daily Lifetime Seven and existing Annuities that elect Spousal Highest Daily Lifetime Seven, however, we reserve the right, subject to any required regulatory approval, to change the ratios.

While you are not notified when your Annuity reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the AST Investment Grade Bond Sub-account. The formula by which the reallocation triggers operate is designed primarily to mitigate the financial risks that we incur in providing the guarantee under Spousal Highest Daily Lifetime Seven.

Depending on the results of the calculation relative to the reallocation triggers, we may, on any day:

■	Not make any transfer between the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account; or
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If a portion of your Account Value was previously allocated to the AST Investment Grade Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options); or

■	Transfer all or a portion of your Account Value in the Permitted Sub-accounts pro rata to the AST Investment Grade Bond Sub-account.

Therefore, at any given time, some, none, or all of your Account Value may be allocated to the AST Investment Grade Bond Sub-account. If your entire Account Value is transferred to the AST Investment Grade Bond Sub-account, then based on the way the formula operates, the formula will not transfer amounts out of the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts and the entire Account Value would remain in the AST Investment Grade Bond Sub-account. If you make additional

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purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the AST Investment Grade Bond Sub-account. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the AST Investment Grade Bond Sub-accounts, if dictated by the formula. The amounts of any such transfers will vary as dictated by the formula, and will depend on the factors listed below.

Prior to the first withdrawal, the primary driver of transfers to the AST Investment Grade Bond Sub-account is difference between your Account Value and your Protected Withdrawal Value. If none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, then over time the formula permits an increasing difference between the Account Value and the Protected Withdrawal Value before a transfer to the AST Investment Grade Bond Sub-account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, the smaller the difference between the Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the AST Investment Grade Bond Sub-account.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST Investment Grade Bond Sub-account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

■	The difference between your Account Value and your Protected Withdrawal Value;
■	The amount of time Spousal Highest Daily Lifetime Seven has been in effect on your Annuity;
■	The amount allocated to and the performance of the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account;
■	Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and
■	Any withdrawals you take from your Annuity (while the benefit is in effect).

Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the AST Investment Grade Bond Sub-account or to the Permitted Sub-accounts, the greater the impact performance of those investments have on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the AST Investment Grade Bond Sub-account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.

If you make additional Purchase Payments to your Annuity, they will be allocated in accordance with your Annuity. Once allocated, they will also be subject to the formula described above and therefore may be transferred to the AST Investment Grade Bond Sub-account, if dictated by the formula.

Any Account Value in the AST Investment Grade Bond Sub-account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the AST Investment Grade Bond Sub-account.

Additional Tax Considerations

If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. Please note that any withdrawal you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under “Key Feature – Protected Withdrawal Value”.

As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Spousal Highest Daily Lifetime Seven through a non-qualified annuity, as with all withdrawals, once all Purchase Payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

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Spousal Highest Daily Lifetime SevenSM with Beneficiary Income Option

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime Seven with Beneficiary Income Option.

There was an optional death benefit feature under this benefit, the amount of which is linked to your Annual Income Amount. You may have chosen Spousal Highest Daily Lifetime Seven without also selecting the Beneficiary Income Option death benefit (“BIO”). We no longer permit elections of Spousal Highest Daily Lifetime Seven with BIO. If you terminate your Spousal Highest Daily Lifetime Seven benefit to elect any other available living benefit, you will lose all guarantees under the Spousal Highest Daily Lifetime Seven benefit, and will begin new guarantees under the newly elected benefit based on the Account Value as of the date the new benefit becomes active.

If you elected the Beneficiary Income Option death benefit, you may not elect any other optional benefit. You could elect the Beneficiary Income Option death benefit so long as each Designated Life was no older than age 75 at the time of election. This death benefit is not transferable in the event of a divorce, nor may the benefit be split in accordance with any divorce proceedings or similar instrument of separation. Since this fee is based on the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime Seven with BIO may be greater than it would have been, had it been based on the Account Value alone.

For purposes of the Beneficiary Income Option death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Spousal Highest Daily Lifetime Seven itself. Upon the first death of a Designated Life, no amount is payable under the Beneficiary Income Option death benefit. Upon the second death of a Designated Life, we identify the following amounts: (a) the amount of the base death benefit under the Annuity, (b) the Protected Withdrawal Value and (c) the Annual Income Amount. If there were no withdrawals prior to the date of death, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death, and we calculate the Annual Income Amount as if there were a withdrawal on the date of death. If there were withdrawals prior to the date of death, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.

If there is one beneficiary, he/she must choose to receive either the base death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of annual payment of the Annual Income Amount – such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Thus, each beneficiary can choose to take his/her portion of either (a) the basic death benefit or (b) the Beneficiary Income Option death benefit. If chosen, for qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than December 31st of the year following the annuity owner’s date of death. For non-qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than one year after the owner’s date of death. In order to receive the Beneficiary Income Option death benefit, each beneficiary’s share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary’s death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.

Here is an example to illustrate how the death benefit may be paid:

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Assume that (i) the basic death benefit is $50,000, the Protected Withdrawal Value is $100,000, and the Annual Income Amount is $5,000; (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.

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Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value).

The pro-rated portion of the Annual Income Amount equal to $3,750 (i.e., the first beneficiary’s 75% share multiplied by $5,000) is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary’s 75% share of the $100,000 Protected Withdrawal Value).

The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).

If you elect to terminate Spousal Highest Daily Lifetime Seven with Beneficiary Income Option, both Spousal Highest Daily Lifetime Seven and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Spousal Highest Daily Lifetime Seven with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the “Election of and Designations under the Benefit” section, above.

Optional 90% Cap Feature for the Formula for Spousal Highest Daily Lifetime Seven

If you currently own an Annuity and have elected Spousal Highest Daily Lifetime Seven Income Benefit (including Spousal Highest Daily Lifetime Seven with Beneficiary Income Option), you can elect this feature, which utilizes a new mathematical formula. The

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new formula is described below and will replace the “Transfer Calculation” portion of the formula currently used in connection with your benefit on a prospective basis. This election may only be made once and may not be revoked once elected. The new formula is found in Appendix H (page H-4) of this prospectus. There is no cost to adding this feature to your Annuity. Only the election of the 90% cap will prevent all of your Account Value from being allocated to the AST Investment Grade Bond Portfolio Sub-account. If all of your Account Value is currently allocated to the AST Investment Grade Bond Portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect the 90% cap feature. If you make additional Purchase Payments, they may or may not result in a transfer to or from the AST Investment Grade Bond Portfolio Sub-account.

Under the new formula, the formula will not execute a transfer to the AST Investment Grade Bond Sub-account that results in more than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account (“90% cap” or “90% Cap Rule”). Thus, on any Valuation Day, if the formula would require a transfer to the AST Investment Grade Bond Sub-account that would result in more than 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account will be transferred. Additionally, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST Investment Grade Bond Sub-account that results in greater than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST Investment Grade Bond Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the AST Investment Grade Bond Sub-account.

If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST Investment Grade Bond Sub-account at least until there is first a transfer out of the AST Investment Grade Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST Investment Grade Bond Sub-account, and the formula will still not transfer any of your Account Value to the AST Investment Grade Bond Sub-account (at least until there is first a transfer out of the AST Investment Grade Bond Sub-account). For example,

■

March 19, 2009 – a transfer is made that results in the 90% cap being met and now $90,000 is allocated to the AST Investment Grade Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

■

March 20, 2009 – you make an additional purchase payment of $10,000. No transfers have been made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.

■

As of March 20, 2009 (and at least until first a transfer is made out of the AST Investment Grade Bond Sub-account under the formula) – the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the AST Investment Grade Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the AST Investment Grade Bond Sub-account).

■

Once there is a transfer out of the AST Investment Grade Bond Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and may be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account as dictated by the formula. Once you elect this feature, the new transfer formula described above and set forth in Appendix H will be the formula for your Annuity.

In the event that more than ninety percent (90%) of your Account Value is allocated to the AST Investment Grade Bond Sub-account on the effective date of this feature, up to ten percent (10%) of your Account Value currently allocated to the AST Investment Grade Bond Sub-account will be transferred to your Permitted Sub-accounts, such that after the transfer, 90% of your Account Value on the date of the transfer is in the AST Investment Grade Bond Sub-account. The transfer to the Permitted Sub-accounts will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amounts of such additional transfer(s) will vary. If on the date this feature is elected 100% of your Account Value is allocated to the AST Investment Grade Bond Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts. While there are no assurances that future transfers will occur, it is possible that an additional transfer(s) to the Permitted Sub-accounts could occur following the Valuation Day(s), and in some instances (based on the formula) the additional transfer(s) could be large.

Once the 90% cap rule is met, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer

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out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

Important Consideration When Electing The New Formula:

■	At any given time, some, most or none of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.
■

Please be aware that because of the way the 90% cap formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.

■

If this feature is elected, any Account Value transferred to the Permitted Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending of the performance of the Permitted Sub-accounts you select.

HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT (HD 7 Plus)

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 7 Plus benefit.

Highest Daily Lifetime 7 Plus is no longer offered for new elections. If you elected Highest Daily Lifetime 7 Plus and subsequently terminate the benefit, you may elect any available living benefit, subject to our current rules. See “Election of and Designations under the Benefit” and “Termination of Existing Benefits and Election of New Benefits” below for details. Please note that if you terminate Highest Daily Lifetime 7 Plus and elect any available living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. The income benefit under Highest Daily Lifetime 7 Plus currently is based on a single “designated life” who is at least 45 years old on the date that the benefit was elected. The Highest Daily Lifetime 7 Plus Benefit was not available if you elected any other optional living benefit, although you may elect any optional death benefit other than the Plus 40 life insurance rider and Highest Daily Value death benefit. As long as your Highest Daily Lifetime 7 Plus Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of the permitted investment options, see the “Investment Options” section in this prospectus.

Highest Daily Lifetime 7 Plus guarantees until the death of the single designated life (the Annuitant) the ability to withdraw an annual amount (the “Annual Income Amount”) equal to a percentage of an initial principal value (the “Protected Withdrawal Value”) regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life (“Lifetime Withdrawals”), provided that you have not made “excess withdrawals” that have resulted in your Account Value being reduced to zero. We also permit you to make a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. Highest Daily Lifetime 7 Plus may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Highest Daily Lifetime 7 Plus. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Account Value falls to zero, if you take an excess withdrawal that brings your Account Value to zero, it is possible that your Annual Income Amount could also fall to zero. In that scenario, no further amount would be payable under the Highest Daily Lifetime 7 Plus benefit.

Key Feature – Protected Withdrawal Value

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the “Periodic Value” described in the next paragraphs.

The “Periodic Value” initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the “Current Valuation Day”), the Periodic Value is equal to the greater of:

(1)

the Periodic Value for the immediately preceding business day (the “Prior Valuation Day”) appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays),

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plus the amount of any adjusted Purchase Payment made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and
(2)	the Account Value.

If you have not made a Lifetime Withdrawal on or before the 10th, 20th, or 25th Anniversary of the effective date of the benefit, your Periodic Value on the 10th, 20th, or 25th Anniversary of the benefit effective date is equal to the greater of:

(1)	the Periodic Value described above or,
(2)	the sum of (a), (b) and (c) below (proportionally reduced for any Non-Lifetime Withdrawals):
(a)	200% (on the 10th anniversary), 400% (on the 20th anniversary) or 600% (on the 25th anniversary) of the Account Value on the effective date of the benefit;
(b)	200% (on the 10th anniversary), 400% (on the 20th anniversary) or 600% (on the 25th anniversary) of all adjusted purchase payments made within one year following the effective date of the benefit; and
(c)	all adjusted purchase payments made after one year following the effective date of the benefit.

If you elected Highest Daily Lifetime 7 Plus with Beneficiary Income Option (“BIO”) (see below), we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary of the effective date of the benefit (“Tenth Anniversary”). This means that under the Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20th and 25th Anniversary of the Benefit Effective Date.

On and after the date of your first Lifetime Withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent purchase payments, is reduced by withdrawals, including your first Lifetime Withdrawal (as described below), and may be increased if you qualify for a step-up (as described below).

Return of Principal Guarantee

If you have not made a Lifetime Withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

a)	your Account Value on the day that you elected Highest Daily Lifetime 7 Plus proportionally reduced for any Non-Lifetime Withdrawal; and
b)	the sum of each Purchase Payment proportionally reduced for any subsequent Non-Lifetime Withdrawal (including the amount of any associated Credits) you made during the one-year period after you elected the benefit.

If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the AST Investment Grade Bond Sub-account), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. Because the amount is added to Account Value, it will also be subject to each charge under your Annuity based on Account Value. This potential addition to Account Value is available only if you have elected Highest Daily Lifetime 7 Plus and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal (other than a Non-Lifetime Withdrawal) prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee. The Return of Principal Guarantee is referred to as the Guaranteed Minimum Account Value Credit in the benefit rider.

Key Feature – Annual Income Amount under the Highest Daily Lifetime 7 Plus Benefit

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the Annuitant on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 45 – less than 59  1/2, 5% for ages 59  1/2 – 74, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older.

Under the Highest Daily Lifetime 7 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions are based on the actual amount of the withdrawal, including any CDSC that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the

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amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.

You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.

Any Purchase Payment that you make subsequent to the election of Highest Daily Lifetime 7 Plus will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credits) based on the age of the Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 45 – less than 59 1/2, 5% for ages 59 1/2 – 74, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credits).

If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 7 Plus benefit.

Highest Daily Auto Step-Up

An automatic step-up feature (“Highest Daily Auto Step-Up”) is part of Highest Daily Lifetime 7 Plus. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Auto Step-Up starts with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are: 4% for ages 45 – less than 59 1/2, 5% for ages 59 1/2-74, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. All daily valuations and annual step-ups will only occur on a Valuation Day. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values that occurred on Valuation Days during the year. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime 7 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime 7 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

If you establish a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.

The Highest Daily Lifetime 7 Plus benefit does not affect your ability to make withdrawals under your Annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime 7 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years.

Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.

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Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime 7 Plus benefit or any other fees and charges. Assume the following for all three examples:

■	The Issue Date is December 1, 2008
■	The Highest Daily Lifetime 7 Plus benefit is elected on March 5, 2009
■	The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime 7 Plus benefit

Example of dollar-for-dollar reductions

On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the Annuitant is between the ages of 59 1/2 and 74 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

Example of proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 – reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

Here is the calculation:

Account Value before Lifetime Withdrawal	$118,000.00
Less amount of “non” excess withdrawal	$3,500.00
Account Value immediately before excess withdrawal of $1,500	$114,500.00
Excess withdrawal amount	$1,500.00
Divided by Account Value immediately before excess withdrawal	$114,500.00
Ratio	1.31%
Annual Income Amount	$6,000.00
Less ratio of 1.31%	$78.60
Annual Income Amount for future Annuity Years	$5,921.40

Example of highest daily auto step-up

On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant’s age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (including the amount of any associated Credits).

Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the designated life is between 59  1/2 and 74 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments (including the amount of any associated Credits), is higher than $5,921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

Date*	Account value	Highest Daily Value (adjusted with withdrawal and purchase payments)**	Adjusted Annual Income Amount (5% of the Highest Daily Value)
November 25, 2009	$119,000.00	$119,000.00	$5,950.00
November 26, 2009		Thanksgiving Day
November 27, 2009	$113,000.00	$113,986.95	$5,699.35
November 30, 2009	$113,000.00	$113,986.95	$5,699.35
December 01, 2009	$119,000.00	$119,000.00	$5,950.00

*	In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.
**	In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
■

The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.

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■

This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.

■

The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year’s Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.

Non-Lifetime Withdrawal Feature

You may take a one-time non-lifetime withdrawal (“Non-Lifetime Withdrawal”) under Highest Daily Lifetime 7 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity’s Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see “Access to Account Value – Can I Surrender My Annuity for Its Value?”). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Highest Daily Lifetime 7 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Highest Daily Lifetime 7 Plus benefit. If you don’t elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect to take the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value and the Return of Principal guarantee. It will also proportionally reduce the Periodic Value guarantees on the tenth, twentieth and twenty-fifth anniversaries of the benefit effective date (see description in “Key Feature – Protected Withdrawal Value,” above). It will reduce all three by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.

Example – Non-Lifetime Withdrawal (proportional reduction)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

Assume the following:

■	The Issue Date is December 1, 2008
■	The Highest Daily Lifetime 7 Plus benefit is elected on March 5, 2009
■	The Account Value at benefit election was $105,000
■	The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime 7 Plus benefit
■	No previous withdrawals have been taken under the Highest Daily Lifetime 7 Plus benefit

On May 2, 2009, the Protected Withdrawal Value is $125,000, the 10th benefit year minimum Periodic Value guarantee is $210,000, the 10th benefit year Return of Principal guarantee is $105,000, the 20th benefit year minimum Periodic Value guarantee is $420,000, the 25th benefit year minimum Periodic Value guarantee is $630,000 and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on May 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Highest Daily Lifetime 7 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

Here is the calculation:

Withdrawal Amount divided by	$15,000
Account Value before withdrawal	$120,000
Equals ratio	12.5%
All guarantees will be reduced by the above ratio (12.5%)
Protected Withdrawal Value	$109,375
10th benefit year Return of Principal	$91,875
10th benefit year Minimum Periodic Value	$183,750
20th benefit year Minimum Periodic Value	$367,500
25th benefit year Minimum Periodic Value	$551,250

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Required Minimum Distributions

Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Any withdrawal you take that exceeds the Annual Income Amount in Annuity Years that your required minimum distribution amount is not greater than the Annual Income Amount will be treated as an Excess Withdrawal under the benefit. If your required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered an excess withdrawal. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar by dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as an excess withdrawal.

Example – required minimum distributions

The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.

Annual Income Amount = $5,000

Remaining Annual Income Amount = $3,000

Required Minimum Distribution = $6,000

The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000. ($3,000 + ($6,000 – $5,000) = $4,000).

If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all of the guarantees associated with the Highest Daily Lifetime 7 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000), without being treated as an Excess Withdrawal is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.

Benefits Under Highest Daily Lifetime 7 Plus

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To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount or as a result of the fee that we assess for Highest Daily Lifetime 7 Plus, and amounts are still payable under Highest Daily Lifetime 7 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. If you have not begun taking Lifetime Withdrawals and your Account Value is reduced to zero as a result of the fee we assess for Highest Daily Lifetime 7 Plus, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the Account Value was reduced to zero and Lifetime Withdrawals will begin on the next Annuity anniversary. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in these scenarios, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Highest Daily Lifetime 7 Plus benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the Designated Life.

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If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any Annuity option available; or
(2)	request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. If this option is elected, the Annual Income Amount will not increase after annuity payments have begun. We will make payments until the death of the single Designated Life. We must receive your request in a form acceptable to us at our office.

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In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

(1)	the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and
(2)	the Account Value.

■	If no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.
■	Please note that payments that we make under this benefit after the Annuity Anniversary coinciding with or next following the annuitant’s 95th birthday will be treated as annuity payments.

Other Important Considerations

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Withdrawals under the Highest Daily Lifetime 7 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount.

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Withdrawals made while the Highest Daily Lifetime 7 Plus Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro-rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA Fixed Rate Options (if you are participating in the 6 or 12 Month DCA Program). Withdrawals from the DCA Fixed Rate Options will be taken on a last-in, first-out basis.

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You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime 7 Plus benefit. The Highest Daily Lifetime 7 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to our rules regarding time and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

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You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

■	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.
■	Upon inception of the benefit, and to maintain the benefit, 100% of your Account Value must have been allocated to the Permitted Sub-accounts.
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You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (see description below) if you elect this benefit. A summary description of the AST Investment Grade Bond Portfolio appears within the prospectus section entitled “What Are The Investment Objectives and Policies of The Portfolios?”. You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

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Transfers to and from the elected Sub-accounts and the AST Investment Grade Bond Portfolio Sub-account triggered by the Highest Daily Lifetime 7 Plus mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

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You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Highest Daily Lifetime 7 Plus benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfer of Account Value and allocation of additional purchase payments may be subject to new investment limitations.

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The maximum charge for Highest Daily Lifetime 7 Plus is 1.50% annually of the greater of Account Value and the Protected Withdrawal Value (PWV). The current charge is 0.75% annually of the greater of Account Value and the Protected Withdrawal Value. We deduct this fee on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.1875% of the greater of the prior day’s Account Value or the prior day’s Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Portfolio Sub-account and from the DCA Fixed Rate Option (if applicable). Since this fee is based on the greater of the Account Value or the Protected Withdrawal Value, the fee for Highest Daily Lifetime 7 Plus may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the Account Value at the benefit quarter, we will charge the remainder of the Account Value for the benefit and continue the benefit as described above. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

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The Basic Death Benefit will terminate if withdrawals taken under Highest Daily Lifetime 7 Plus cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under Highest Daily Lifetime 7 Plus cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

Election of and Designations under the Benefit

We no longer permit new elections of Highest Daily Lifetime 7 Plus. For Highest Daily Lifetime 7 Plus, there must have been either a single Owner who is the same as the Annuitant, or if the Annuity is entity owned, there must have been a single natural person Annuitant. In either case, the Annuitant must have been at least 45 years old.

Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime 7 Plus. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime 7 Plus, except if (a) the new Owner has the same taxpayer identification number as the previous owner, (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or (c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines.

Please note that if you terminate a living benefit such as Highest Daily Lifetime 7 Plus and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. We reserve the right to waive, change and/or further limit the election frequency in the future.

Termination of the Benefit

You may terminate Highest Daily Lifetime 7 Plus at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates: (i) upon your termination of the benefit, (ii) upon your surrender of the Annuity, (iii) upon your election to begin receiving annuity payments (although if you have elected to receive the Annual Income Amount in the form of Annuity payments, we will continue to pay the Annual Income Amount), (iv) upon our receipt of due proof of the death of the Annuitant, (v) if both the Account Value and Annual Income Amount equal zero, or (vi) if you cease to meet our requirements as described in “Election of and Designations under the Benefit”.

Upon termination of Highest Daily Lifetime 7 Plus other than upon the death of the Annuitant, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options).

If a surviving spouse elects to continue the Annuity, the Highest Daily Lifetime 7 Plus benefit terminates. The spouse may elect the benefit subject to the restrictions discussed above.

How Highest Daily Lifetime 7 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account

As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you elect Highest Daily Lifetime 7 Plus. For purposes of this benefit, we refer to those permitted investment options as the “Permitted Sub-accounts”. If your annuity was issued on or after May 1, 2009 (subject to regulatory approval), you may also choose to allocate purchase payments while this program is in effect to DCA Fixed Rate Options utilized with our 6 or 12 Month Dollar Cost Averaging Program (“6 or 12 Month DCA Program”). If you are participating in Highest Daily Lifetime 7 Plus and also are participating in the 6 or 12 Month DCA Program, and the formula under the benefit dictates a transfer from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account, then the amount to be transferred will be taken entirely from the Sub-accounts, provided there is sufficient Account Value in those Sub-accounts to meet the required transfer amount. Only if there is insufficient Account Value in those Sub-accounts will an amount be withdrawn from the DCA Fixed Rate Options. Amounts withdrawn from the DCA Fixed Rate Options under the formula will be taken on a last-in, first-out basis. For purposes of the discussion below concerning transfers from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account, amounts held within the DCA Fixed Rate Options are included within the term “Permitted Sub-Accounts”. Thus, amounts may be transferred from the DCA Fixed Rate Options in the circumstances described above and in the section of this prospectus entitled 6 or 12 Month Dollar Cost Averaging Program. Any transfer dictated by the formula out of the AST Investment Grade Bond Sub-account will be transferred to the Permitted Sub-accounts, not including the DCA Fixed Rate Options.

An integral part of Highest Daily Lifetime 7 Plus is the pre-determined mathematical formula used to transfer Account Value between the Permitted Sub-Accounts and a specified bond fund within the Advanced Series Trust (the “AST Investment Grade Bond Sub-Account”). The AST Investment Grade Bond Sub-account is available only with this benefit, and thus you may not allocate purchase payments to or make transfers to or from the AST Investment Grade Bond Sub-account. The formula monitors your Account Value daily and, if dictated by the formula, systematically transfers amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account. The formula is set forth in Appendix I.

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Speaking generally, the formula, which is applied each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. Note that 5% is used in the formula, irrespective of the Annuitant’s attained age. Then it produces an estimate of the total amount targeted in our allocation model, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the “Target Value” or “L”. If you have already made a withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent purchase payments (and associated purchase credits), and any excess withdrawals. Next, the formula subtracts from the Target Value the amount held within the AST Investment Grade Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts including any amounts allocated to DCA Fixed Rate Options. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the AST Investment Grade Bond Sub-account, is called the “Target Ratio” or “r”. If, on each of three consecutive Valuation Days, the Target Ratio is greater than 83% but less than or equal to 84.5%, the formula will, on such third Valuation Day, make a transfer from the Permitted Sub-accounts in which you are invested (subject to the 90% cap feature) to the AST Investment Grade Bond Sub-account. As discussed above, if all or a portion of your Account Value is allocated to one or more DCA Fixed Rate Options at the time a transfer to the AST Investment Grade Bond Sub-account is required under the formula, we will first look to process the transfer from the Permitted Sub-accounts. If the amount allocated to the Permitted Sub-accounts is insufficient to satisfy the transfer, then any remaining amounts will be transferred from the DCA Fixed Rate Options on a “last-in, first-out” basis. Once a transfer is made, the three consecutive Valuation Days begin again. If, however, on any Valuation Day, the Target Ratio is above 84.5%, it will make a transfer from the Permitted Sub-accounts (subject to the 90% cap) to the AST Investment Grade Bond Sub-account (as described above). If the Target Ratio falls below 78% on any Valuation Day, then a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts will occur.

The formula will not execute a transfer to the AST Investment Grade Bond Sub-account that results in more than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account (“90% cap”). Thus, on any Valuation Day, if the formula would require a transfer to the AST Investment Grade Bond Sub-account that would result in more than 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account will be transferred. Additionally, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST Investment Grade Bond Sub-account that results in greater than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST Investment Grade Bond Sub-account and your allocations in the permitted sub-accounts you have selected, your Account Value could be more than 90% invested in the AST Investment Grade Bond Sub-account.

If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST Investment Grade Bond Sub-account at least until there is first a transfer out of the AST Investment Grade Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST Investment Grade Bond Sub-account, and the formula will still not transfer any of your Account Value to the AST Investment Grade Bond Sub-account (at least until there is first a transfer out of the AST Investment Grade Bond Sub-account). For example,

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March 19, 2009 – a transfer is made to the AST Investment Grade Bond Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST Investment Grade Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

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March 20, 2009 – you make an additional purchase payment of $10,000. No transfers have been made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.

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On March 20, 2009 (and at least until first a transfer is made out of the AST Investment Grade Bond Sub-account under the formula) – the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST Investment Grade Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the AST Investment Grade Bond Sub-account).

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Once there is a transfer out of the AST Investment Grade Bond Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account as dictated by the formula.

As you can glean from the formula, poor or flat investment performance of your Account Value may result in a transfer of a portion of your Account Value in the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account because such poor investment performance will tend to increase the Target Ratio. Because the amount allocated to the AST Investment Grade Bond Sub-account

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and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. Once you elect Highest Daily Lifetime 7 Plus, the values we use to compare to the Target Ratio will be fixed.

Additionally, on each monthly Annuity Anniversary (if the monthly Annuity Anniversary does not fall on a Valuation Day, the next Valuation Day will be used), following all of the above described daily calculations, a transfer may be made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts. Any such transfer will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options). This transfer will automatically occur provided that the Target Ratio, as described above, would be less than 83% after the transfer. The formula will not execute a transfer if the Target Ratio after this transfer would occur would be greater than or equal to 83%.

The amount of the transfer will be equal to the lesser of:

a)	The total value of all your Account Value in the AST Investment Grade Bond Sub-account, or
b)	An amount equal to 5% of your total Account Value.

While you are not notified when your Annuity reaches a transfer trigger under the formula, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the AST Investment Grade Bond Sub-account. The formula by which the transfer operates is designed primarily to mitigate some of the financial risks that we incur in providing the guarantee under Highest Daily Lifetime 7 Plus. Depending on the results of the calculations of the formula, we may, on any Valuation Day:

■	Not make any transfer between the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account; or
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If a portion of your Account Value was previously allocated to the AST Investment Grade Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options); or

■	Transfer a portion of your Account Value in the Permitted Sub-accounts pro rata to the AST Investment Grade Bond Sub-account.

At any given time, some, most or none of your Account Value will be allocated to the AST Investment Grade Bond Sub-account, as dictated by the formula.

Prior to the first Lifetime Withdrawal, the primary driver of transfers to the AST Investment Grade Bond Sub-account is difference between your Account Value and your Protected Withdrawal Value. If none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, then over time the formula permits an increasing difference between the Account Value and the Protected Withdrawal Value before a transfer to the AST Investment Grade Bond Sub-account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, the smaller the difference between the Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the AST Investment Grade Bond Sub-account.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST Investment Grade Bond Sub-account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

■	The difference between your Account Value and your Protected Withdrawal Value;
■	The amount of time Highest Daily Lifetime 7 Plus has been in effect on your Annuity;
■	The amount allocated to and the performance of the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account;
■	Any additional Purchase Payments you make to your Annuity (while the benefit is in effect) and;
■	Any withdrawals you take from your Annuity (while the benefit is in effect).

Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the AST Investment Grade Bond Sub-account or to the Permitted Sub-accounts, the greater the impact performance of those investments have on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the AST Investment Grade Bond Sub-account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has negative performance, the formula may transfer

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additional amounts from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.

If you make additional Purchase Payments to your Annuity, they will be allocated in accordance with your Annuity. Once allocated, they will also be subject to the formula described above and therefore may be transferred to the AST Investment Grade Bond Sub-account, if dictated by the formula and subject to the 90% cap feature.

Any Account Value in the AST Investment Grade Bond Sub-account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the AST Investment Grade Bond Sub-account.

Additional Tax Considerations

If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts. Please note that any withdrawal (except the Non-Lifetime Withdrawal) you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under “Key Feature – Protected Withdrawal Value”.

As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Highest Daily Lifetime 7 Plus through a non-qualified annuity, as with all withdrawals, once all Purchase Payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note all Non-lifetime Withdrawal provisions will apply.

Highest Daily Lifetime 7 PlusSM with Beneficiary Income Option

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 7 Plus with Beneficiary Income Option.

We previously offered an optional death benefit feature under Highest Daily Lifetime 7 Plus, the amount of which is linked to your Annual Income Amount. We refer to this optional death benefit as the Beneficiary Income Option or BIO. Highest Daily Lifetime 7 Plus is no longer available for new elections. Please note that if you terminate Highest Daily Lifetime 7 Plus with BIO and elect any other living benefit you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. As long as your Highest Daily Lifetime 7 Plus with Beneficiary Income Option is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. This benefit could be elected, provided that all owners and beneficiaries are natural persons or an agent acting for a natural person.

If you elected this death benefit, you could not elect any other optional benefit. You could have elected the Beneficiary Income Option death benefit so long as the Annuitant is no older than age 75 at the time of election and meet the Highest Daily Lifetime 7 Plus age requirements. For purposes of this optional death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Highest Daily Lifetime 7 Plus itself. However, we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary Date. This means that under the Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20th and 25th Anniversary of the Benefit Effective Date. If you choose the Highest Daily Lifetime 7 Plus with BIO, the maximum charge is 2.00% of the greater of Account Value and the Protected Withdrawal Value (“PWV”) annually. The current charge is 1.10% annually of the greater of the Account Value and the PWV. We deduct this charge on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.275% of the greater of the prior day’s Account Value or the prior day’s Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Sub-account and from the DCA Fixed Rate Option (if applicable). Because the fee for this benefit is based on the greater of the Account Value or the Protected Withdrawal Value, the fee for Highest Daily Lifetime 7 Plus with the Beneficiary Income Option may be greater than it would have been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero and, continue the benefit as described below.

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Upon a death that triggers payment of a death benefit under the Annuity, we identify the following amounts: (a) the amount of the basic death benefit under the Annuity, (b) the Protected Withdrawal Value, and (c) the Annual Income Amount. If there were no Lifetime Withdrawals prior to the date of death, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death, and we calculate the Annual Income Amount as if there were a withdrawal on the date of death. If there were Lifetime Withdrawals prior to the date of death, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.

If there is one beneficiary, he/she must choose to receive either the basic death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of periodic payments of the Annual Income Amount – such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Each beneficiary can choose to take his/her portion of either (a) the basic death benefit, or (b) the Beneficiary Income Option death benefit. If chosen, for qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than December 31st of the year following the annuity owner’s date of death. For non-qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than one year after the owner’s date of death. In order to receive the Beneficiary Income Option death benefit, each beneficiary’s share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary’s death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.

Here is an example to illustrate how the death benefit may be paid:

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Assume that (i) the basic death benefit is $50,000, the Protected Withdrawal Value is $100,000, and the Annual Income Amount is $5,000; (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.

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Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value). The pro-rated portion of the Annual Income Amount, equal to $3,750 annually (i.e., the first beneficiary’s 75% share multiplied by $5,000), is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary’s 75% share of the $100,000 Protected Withdrawal Value). The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).

If you elect to terminate Highest Daily Lifetime 7 Plus with Beneficiary Income Option, both Highest Daily Lifetime 7 Plus and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Highest Daily Lifetime 7 Plus with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the “Election of and Designations under the Benefit” section above.

Highest Daily Lifetime 7 Plus with Lifetime Income AcceleratorSM

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator.

In the past, we offered a version of Highest Daily Lifetime 7 Plus called Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator (“Highest Daily Lifetime 7 Plus with LIA”). You could choose Highest Daily Lifetime 7 Plus with or without also electing LIA, however you could not elect LIA without Highest Daily Lifetime 7 Plus and you could elect the LIA benefit at the time you elect Highest Daily Lifetime 7 Plus. Please note that if you terminate Highest Daily Lifetime 7 Plus with LIA and elect any other available living benefit you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. If you elected this benefit, you may not have elected any other optional benefit. As long as your Highest Daily Lifetime 7 Plus with LIA benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. The income benefit under Highest Daily Lifetime 7 Plus with LIA is based on a single “designated life” who was between the ages of 45 and 75 on the date that the benefit is elected. All terms and conditions of Highest Daily Lifetime 7 Plus apply to this version of the benefit, except as described herein.

Highest Daily Lifetime 7 Plus with LIA is not long-term care insurance and should not be purchased as a substitute for long-term care insurance. The income you receive through the Lifetime Income Accelerator may be used for any purpose, and it may or may not be sufficient to address expenses you may incur for long-term care. You should seek professional advice to determine your financial needs for long-term care.

Highest Daily Lifetime 7 Plus with LIA guarantees, until the death of the single designated life, the ability to withdraw an amount equal to double the Annual Income Amount (which we refer to as the “LIA Amount”) if you meet the conditions set forth below. If you choose the Highest Daily Lifetime 7 Plus with LIA, the maximum charge is 2.00% of the greater of Account Value and the Protected Withdrawal Value (“PWV”) annually. The current charge is 1.10% annually of the greater of Account Value and the PWV.

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We deduct this charge on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.275% of the greater of the prior day’s Account Value, or the prior day’s Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Sub-account and the DCA Fixed Rate Option (if applicable). Since this fee is based on the greater of Account Value and the Protected Withdrawal Value, the fee for Highest Daily Lifetime 7 Plus with LIA may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described below.

If this benefit is being elected on an Annuity held as a 403(b) plan, then in addition to meeting the eligibility requirements listed below for the LIA Amount you must separately qualify for distributions from the 403(b) plan itself.

Eligibility Requirements for LIA Amount. Both a waiting period of 36 months from the benefit effective date, and an elimination period of 120 days from the date of notification that one or both of the requirements described immediately below have been met, apply before you can become eligible for the LIA Amount. Assuming the 36 month waiting period has been met and we have received the notification referenced in the immediately preceding sentence, the LIA amount would be available for withdrawal on the Valuation Day immediately after the 120th day. The waiting period and the elimination period may run concurrently. In addition to satisfying the waiting and elimination period, at least one of the following requirements (“LIA conditions”) must be met.

(1)	The designated life is confined to a qualified nursing facility. A qualified nursing facility is a facility operated pursuant to law or any state licensed facility providing medically necessary in-patient care which is prescribed by a licensed physician in writing and based on physical limitations which prohibit daily living in a non-institutional setting.
(2)	The designated life is unable to perform two or more basic abilities of caring for oneself or “activities of daily living.” We define these basic abilities as:

i.	Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.
ii.	Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.
iii.	Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower.
iv.	Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.
v.	Transferring: Moving into or out of a bed, chair or wheelchair.
vi.	Continence: Maintaining control of bowel or bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform personal hygiene (including caring for catheter or colostomy bag).

You must notify us when the LIA conditions have been met. If, when we receive such notification, there are more than 120 days remaining until the end of the waiting period described above, you will not be eligible for the LIA Amount. If there are 120 days or less remaining until the end of the waiting period when we receive notification that the LIA conditions are met, we will determine eligibility for the LIA Amount through our then current administrative process, which may include, but is not limited to, documentation verifying the LIA conditions and/or an assessment by a third party of our choice. Such assessment may be in person and we will assume any costs associated with the aforementioned assessment. Once eligibility is determined, the LIA Amount is equal to double the Annual Income Amount as described above under the Highest Daily Lifetime 7 Plus benefit.

Additionally, once eligibility is determined, we will reassess your eligibility on an annual basis although your LIA benefit for the year that immediately precedes our reassessment will not be affected if it is determined that you are no longer eligible. Your first reassessment may occur in the same year as your initial assessment. If we determine that you are no longer eligible to receive the LIA Amount, the Annual Income Amount would replace the LIA Amount on the next Annuity Anniversary (the “ineligibility effective date”). However, 1) if you were receiving income through a systematic withdrawal program that was based on your LIA Amount; 2) you subsequently become ineligible to receive your LIA Amount, and 3) we do not receive new withdrawal instructions from you prior to the ineligibility effective date, we will cancel such systematic withdrawal program on the ineligibility effective date. You will be notified of your subsequent ineligibility and the date systematic withdrawal payments will stop before either occur. If any existing systematic withdrawal program is canceled, you must enroll in a new systematic withdrawal program if you wish to receive income on a systematic basis. You may establish a new or make changes to any existing systematic withdrawal program at any time by contacting our Annuity Service Office. All “Excess Income” conditions described above in ““Key Feature – Annual Income Amount under the Highest Daily Lifetime 7 Plus Benefit” would apply. There is no limit on the number of times you can become eligible for the LIA Amount, however, each time would require the completion of the 120-day elimination period, notification that the designated life meets the LIA conditions, and determination, through our then current administrative process, that you are eligible for the LIA Amount, each as described above.

LIA amount at the first Lifetime Withdrawal. If your first Lifetime Withdrawal subsequent to election of Highest Daily Lifetime 7 Plus with LIA occurs while you are eligible for the LIA Amount, the available LIA Amount is equal to double the Annual Income Amount.

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LIA amount after the first Lifetime Withdrawal. If you become eligible for the LIA Amount after you have taken your first Lifetime Withdrawal, the available LIA amount for the current and subsequent Annuity Years is equal to double the then current Annual Income Amount, however the available LIA amount in the current Annuity Year is reduced by any Lifetime Withdrawals that have been taken in the current Annuity Year. Cumulative Lifetime Withdrawals in an Annuity Year which are less than or equal to the LIA Amount (when eligible for the LIA amount) will not reduce your LIA Amount in subsequent Annuity Years, but any such withdrawals will reduce the LIA Amount on a dollar-for-dollar basis in that Annuity Year.

Withdrawals In Excess of the LIA amount. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the LIA Amount when you are eligible (“Excess Withdrawal”), your LIA Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the excess portion of the withdrawal to the Account Value immediately prior to the Excess Withdrawal. Reductions include the actual amount of the withdrawal, including any CDSC that may apply. Withdrawals of any amount (excluding the Non-Lifetime Withdrawal) up to and including the LIA Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Excess Withdrawals will reduce the Protected Withdrawal Value by the same ratio as the reduction to the LIA Amount. Any withdrawals that are less than or equal to the LIA amount (when eligible) but in excess of the free withdrawal amount available under this Annuity will not incur a CDSC.

Withdrawals are not required. However, subsequent to the first Lifetime Withdrawal, the LIA Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the LIA Amount.

Purchase Payments. If you are eligible for the LIA Amount as described under “Eligibility Requirements for LIA Amount” and you make an additional Purchase Payment, we will increase your LIA Amount by double the amount we add to your Annual Income Amount.

Step Ups. If your Annual Income Amount is stepped up, your LIA Amount will be stepped up to equal double the stepped up Annual Income Amount.

Guarantee Payments. If your Account Value is reduced to zero as a result of cumulative withdrawals that are equal to or less than the LIA Amount when you are eligible, or as a result of the fee that we assess for Highest Daily Lifetime 7 Plus with LIA, and there is still a LIA Amount available, we will make an additional payment for that Annuity Year equal to the remaining LIA Amount. If you have not begun taking Lifetime Withdrawals and your Account Value is reduced to zero as a result of the fee we assess for Highest Daily Lifetime 7 Plus with LIA, we will calculate the Annual Income Amount and any LIA amount if you are eligible, as if you made your first Lifetime Withdrawal on the date the Account Value was reduced to zero and Lifetime Withdrawals will begin on the next Annuity Anniversary. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in these scenarios, the remaining LIA Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the LIA Amount as described in this section. We will make payments until the death of the single designated life. Should the designated life no longer qualify for the LIA amount (as described under “Eligibility Requirements for LIA Amount” above), the Annual Income Amount would continue to be available. Subsequent eligibility for the LIA Amount would require the completion of the 120 day elimination period as well as meeting the LIA conditions listed above under “Eligibility Requirements for LIA Amount”. To the extent that cumulative withdrawals in the current Annuity Year that reduce your Account Value to zero are more than the LIA Amount (except in the case of required minimum distributions), Highest Daily Lifetime 7 Plus with LIA terminates, and no additional payments are permitted.

Annuity Options. In addition to the Highest Daily Lifetime 7 Plus Annuity Options described above, after the Tenth Anniversary you may also request that we make annuity payments each year equal to the Annual Income Amount. In any year that you are eligible for the LIA Amount, we make annuity payments equal to the LIA Amount. If you would receive a greater payment by applying your Account Value to receive payments for life under your Annuity, we will pay the greater amount. Annuitization prior to the Tenth Anniversary will forfeit any present or future LIA amounts. We will continue to make payments until the death of the Designated Life. If this option is elected, the Annual Income Amount and LIA Amount will not increase after annuity payments have begun.

If you elect Highest Daily Lifetime 7 Plus with LIA, and never meet the eligibility requirements you will not receive any additional payments based on the LIA Amount.

SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT (SHD7 Plus)

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime 7 Plus benefit.

Spousal Highest Daily Lifetime 7 Plus is the spousal version of Highest Daily Lifetime 7 Plus. We no longer offer Spousal Highest Daily Lifetime 7 Plus. If you elected Spousal Highest Daily Lifetime 7 Plus and subsequently terminate the benefit, you may elect another available living benefit, subject to our current rules. See “Termination of Existing Benefits and Election New Benefits”. Please note that if you terminate Spousal Highest Daily Lifetime 7 Plus and elect another benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the

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date the new benefit becomes active. Spousal Highest Daily Lifetime 7 Plus could have been elected based on two Designated Lives, as described below. The youngest Designated Life must have been at least 50 years old and the oldest Designated Life must have been at least 55 years old when the benefit was elected. Spousal Highest Daily Lifetime 7 Plus is not available if you elected any other optional benefit. As long as your Spousal Highest Daily Lifetime 7 Plus Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of permitted investment options, see the “Investment Options” section in this prospectus.

We previously offered a benefit that guarantees until the later death of two natural persons who are each other’s spouses at the time of election of the benefit and at the first death of one of them (the “Designated Lives”, and each, a “Designated Life”) the ability to withdraw an annual amount (the “Annual Income Amount”) equal to a percentage of an initial principal value (the “Protected Withdrawal Value”) regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the lives of the Designated Lives (“Lifetime Withdrawals”) provided you have not made “excess withdrawals” that have resulted in your Account Value being reduced to zero. We also permit a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Highest Daily Lifetime 7 Plus benefit after the death of the first spouse. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Spousal Highest Daily Lifetime 7 Plus. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Account Value falls to zero, if you take an excess withdrawal that brings your Account Value to zero, it is possible that your Annual Income Amount could also fall to zero. In that scenario, no further amount would be payable under Spousal Highest Daily Lifetime 7 Plus.

Key Feature – Protected Withdrawal Value

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the “Periodic Value” described in the next paragraph.

The “Periodic Value” initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the “Current Valuation Day”), the Periodic Value is equal to the greater of:

(1)	the Periodic Value for the immediately preceding business day (the “Prior Valuation Day”) appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and
(2)	the Account Value.

If you have not made a Lifetime Withdrawal on or before the 10th, 20th, or 25th Anniversary of the effective date of the benefit, your Periodic Value on the 10th, 20th, or 25th Anniversary of the benefit effective date is equal to the greater of:

(1)	the Periodic Value described above or,
(2)	the sum of (a), (b) and (c) (proportionally reduced for any Non-Lifetime Withdrawal):
(a)	200% (on the 10th anniversary), 400% (on the 20th anniversary) or 600% (on the 25th anniversary) of the Account Value on the effective date of the benefit;
(b)	200% (on the 10th anniversary), 400% (on the 20th anniversary) or 600% (on the 25th anniversary) of all adjusted purchase payments made within one year following the effective date of the benefit; and
(c)	All adjusted purchase payments made after one year following the effective date of the benefit.

If you elect Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option (“BIO”) (see below), we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary of the effective date of the benefit (“Tenth Anniversary”). This means that under the Spousal Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20th and 25th Anniversary of the Benefit Effective Date.

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On and after the date of your first Lifetime Withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent purchase payments, is reduced by withdrawals, including your first Lifetime Withdrawal (as described below), and may be increased if you qualify for a step-up (as described below).

Return of Principal Guarantee

If you have not made a Lifetime Withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

a)	your Account Value on the day that you elected Spousal Highest Daily Lifetime 7 Plus proportionally reduced for any Non-Lifetime Withdrawal; and
b)	the sum of each Purchase Payment proportionally reduced for any subsequent Non-Lifetime Withdrawal (including the amount of any associated Credits) you made during the one-year period after you elected the benefit.

If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the AST Investment Grade Bond Sub-account used with this benefit), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. Because the amount is added to your Account Value, it will also be subject to each charge under your Annuity based on Account Value. This potential addition to Account Value is available only if you have elected Spousal Highest Daily Lifetime 7 Plus and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal, including a required minimum distribution, (other than a Non-Lifetime Withdrawal) prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee. The Return of Principal Guarantee is referred to as the Guaranteed Minimum Account Value Credit in the benefit rider.

Key Feature – Annual Income Amount under the Spousal Highest Daily Lifetime 7 Plus Benefit

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the youngest Designated Life on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 50 – less than 59 1/2, 5% for ages 59 1/2 – 79, 6% for ages 80 to 84, 7% for ages 85 to 89, and 8% for ages 90 and older. We use the age of the youngest Designated Life even if that Designated Life is no longer a participant under the Annuity due to death or divorce.

Under the Spousal Highest Daily Lifetime 7 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount for any Annuity Year (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions are based on the actual amount of the withdrawal, including any CDSC that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.

You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.

Any Purchase Payment that you make subsequent to the election of Spousal Highest Daily Lifetime 7 Plus will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credit) based on the age of the younger Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 50 – less than 59 1/2, 5% for ages 59 1/2 – 79, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older), and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credit).

If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state

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law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime 7 Plus benefit.

Highest Daily Auto Step-Up

An automatic step-up feature (“Highest Daily Auto Step-Up”) is part of this benefit. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Step-Up starts with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the youngest Designated Life on the Annuity Anniversary as of which the step-up would occur. The percentages are 4% for ages 50 – less than 59 1/2, 5% for ages 59 1/2 – 79, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary by performing a similar examination of the Account Values that occurred on Valuation Days during the year. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime 7 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime 7 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

If you establish a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.

The Spousal Highest Daily Lifetime 7 Plus benefit does not affect your ability to make withdrawals under your Annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime 7 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.

Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime 7 Plus benefit or any other fees and charges. Assume the following for all three examples:

■	The Issue Date is December 1, 2008
■	The Spousal Highest Daily Lifetime 7 Plus benefit is elected on March 5, 2009
■	The younger Designated Life was 70 years old when he/she elected the Spousal Highest Daily Lifetime 7 Plus benefit

Example of dollar-for-dollar reductions

On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the youngest designated life is between the ages of 59  1/2 and 79 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

Example of proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 – reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

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Here is the calculation:

Account Value before Lifetime Withdrawal	$118,000.00
Less amount of “non” excess withdrawal	$3,500.00
Account Value immediately before excess withdrawal of $1,500	$114,500.00
Excess withdrawal amount	$1,500.00
Divided by Account Value immediately before excess withdrawal	$114,500.00
Ratio	1.31%
Annual Income Amount	$6,000.00
Less ratio of 1.31%	$78.60
Annual Income Amount for future Annuity Years	$5,921.40

Example of highest daily auto step-up

On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the youngest Designated Life’s age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (including the amount of any associated Credits).

Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the youngest Designated Life is between 59 1/2 and 79 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments (including credits), is higher than $5921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

Date*	Account value	Highest Daily Value (adjusted with withdrawal and purchase payments)**	Adjusted Annual Income Amount (5% of the Highest Daily Value)
November 25, 2009	$119,000.00	$119,000.00	$5,950.00
November 26, 2009		Thanksgiving Day
November 27, 2009	$113,000.00	$113,986.95	$5,699.35
November 30, 2009	$113,000.00	$113,986.95	$5,699.35
December 01, 2009	$119,000.00	$119,000.00	$5,950.00

*	In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.
**	In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
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The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.

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This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.

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The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year’s Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.

Non-Lifetime Withdrawal Feature

You may take a one-time non-lifetime withdrawal (“Non-Lifetime Withdrawal”) under Spousal Highest Daily Lifetime 7 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity’s Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see “Access to Account Value – Can I Surrender My Annuity for Its Value?”). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Spousal Highest Daily Lifetime 7 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Spousal Highest Daily Lifetime 7 Plus benefit. If you don’t elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.

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The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value and the Return of Principal guarantee. It will also proportionally reduce the Periodic Value guarantees on the tenth, twentieth and twenty-fifth anniversaries of the benefit effective date (see description in “Key Feature – Protected Withdrawal Value,” above). It will reduce all three by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the time of the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.

Example – Non-Lifetime Withdrawal (proportional reduction)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

Assume the following:

■	The Issue Date is December 1, 2008
■	The Spousal Highest Daily Lifetime 7 Plus benefit is elected on March 5, 2009
■	The Account Value at benefit election was $105,000
■	The younger Designated Life was 70 years old when he/she elected the Spousal Highest Daily Lifetime 7 Plus benefit
■	No previous withdrawals have been taken under the Spousal Highest Daily Lifetime 7 Plus benefit

On May 2, 2009, the Protected Withdrawal Value is $125,000, the 10th benefit year minimum Periodic Value guarantee is $210,000, the 10th benefit year Return of Principal guarantee is $105,000, the 20th benefit year minimum Periodic Value guarantee is $420,000, the 25th benefit year minimum Periodic Value guarantee is $630,000 and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on May 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Spousal Highest Daily Lifetime 7 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

Here is the calculation:

Withdrawal Amount divided by	$15,000
Account Value before withdrawal	$120,000
Equals ratio	12.5%
All guarantees will be reduced by the above ratio (12.5%)
Protected Withdrawal Value	$109,375
10th benefit year Return of Principal	$91,875
10th benefit year Minimum Periodic Value	$183,750
20th benefit year Minimum Periodic Value	$367,500
25th benefit year Minimum Periodic Value	$551,250

Required Minimum Distributions

Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Any withdrawal you take that exceeds the Annual Income Amount in Annuity Years that your required minimum distribution amount is not greater than the Annual Income Amount will be treated as an Excess Withdrawal under the benefit. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered an excess withdrawal. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar for dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as an excess withdrawal.

Example – required minimum distributions

The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.

Annual Income Amount = $5,000

Remaining Annual Income Amount = $3,000

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Required Minimum Distribution = $6,000

The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000. ($3,000 + ($6,000 – $5,000) = $4,000).

If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all guarantees associated with the Spousal Highest Daily Lifetime 7 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000) without being treated as an Excess Withdrawal is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.

Benefits Under Spousal Highest Daily Lifetime 7 Plus

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To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are equal to or less than the Annual Income Amount or as a result of the fee that we assess for Spousal Highest Daily Lifetime 7 Plus, and amounts are still payable under Spousal Highest Daily Lifetime 7 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. If you have not begun taking Lifetime Withdrawals and your Account Value is reduced to zero as a result of the fee we assess for Spousal Highest Daily Lifetime 7 Plus, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the Account Value was reduced to zero and Lifetime Withdrawals will begin on the next Annuity Anniversary. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in these scenarios, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Highest Daily Lifetime 7 Plus benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution under the Annuity the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the second Designated Life provided the Designated lives were spouses at the death of the first Designated Life.

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If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any Annuity option available; or
(2)	request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. If, due to death of a Designated Life or divorce prior to annuitization, only a single Designated Life remains, then Annuity payments will be made as a life annuity for the lifetime of the Designated Life. We must receive your request in a form acceptable to us at our office.

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In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

(1)	the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and
(2)	the Account Value.

■	If no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.
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Please note that payments that we make under this benefit after the Annuity Anniversary coinciding with or next following the older of the owner or Annuitant’s 95th birthday will be treated as annuity payments.

Other Important Considerations

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Withdrawals under the Spousal Highest Daily Lifetime 7 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount.

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Withdrawals made while the Spousal Highest Daily Lifetime 7 Plus benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro-rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA Fixed Rate Options (if you are participating in the 6 or 12 Month DCA Program). Withdrawals from the DCA Fixed Rate Options will be taken on a last-in, first-out basis.

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You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Highest Daily Lifetime 7 Plus benefit. The Spousal Highest Daily Lifetime 7 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to program rules regarding the timing and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

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You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

■	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.
■	Upon inception of the benefit, and to maintain the benefit, 100% of your Account Value must have been allocated to the Permitted Sub-accounts.
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You cannot allocate Purchase Payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (as described below) if you elected this benefit. A summary description of the AST Investment Grade Bond Portfolio appears in the prospectus section entitled “What Are The Investment Objectives and Policies of The Portfolios?”. You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

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You can make withdrawals from your Annuity without purchasing the Spousal Highest Daily Lifetime 7 Plus benefit. The Spousal Highest Daily Lifetime 7 Plus benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

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Transfers to and from the elected Sub-accounts and the AST Investment Grade Bond Portfolio Sub-account triggered by the Spousal Highest Daily Lifetime 7 Plus pre-determined mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

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You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Spousal Highest Daily Lifetime 7 Plus benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, and we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfers of Account Value and allocation of Additional purchase payments may be subject to new investment limitations.

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The maximum fee for Spousal Highest Daily Lifetime 7 Plus is 1.50% annually of the greater of Account Value and the Protected Withdrawal Value. The current fee for Spousal Highest Daily Lifetime 7 Plus is 0.90% annually of the greater of Account Value and the Protected Withdrawal Value. We deduct this fee on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.225% of the greater of the prior day’s Account Value, or the prior day’s Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Sub-account and from the DCA Fund Rate Option (if applicable). Since this fee is based on the greater of the Account Value and the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime 7 Plus may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the Account Value, we will reduce the Account Value to zero, and continue the benefit as described above. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

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The Basic Death Benefit will terminate if withdrawals taken under Spousal Highest Daily Lifetime 7 Plus cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under Spousal Highest Daily Lifetime 7 Plus cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

Election of and Designations under the Benefit

We no longer permit new elections of Spousal Highest Daily Lifetime 7 Plus. Spousal Highest Daily Lifetime 7 Plus could only be elected based on two Designated Lives. Designated Lives must be natural persons who are each other’s spouses at the time of election of the benefit and at the death of the first of the Designated Lives to die. Spousal Highest Daily Lifetime 7 Plus only could be elected where the Owner, Annuitant, and Beneficiary designations are as follows:

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One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner’s spouse. The youngest Owner/Annuitant and the beneficiary must be at least 50 years old and the oldest must be at least 55 years old at the time of election; or

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Co-Annuity Owners, where the Owners are each other’s spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. The youngest Owner must be at least 50 years old and the oldest owner must be at least 55 years old at the time of election; or

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One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) (“Custodial Account”), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. The youngest

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of the Annuitant and the Contingent Annuitant must be at least 50 years old and the oldest must be at least 55 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows: (a) if one Owner dies and the surviving spousal Owner assumes the Annuity, or (b) if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary designations under this benefit. If the Designated Lives divorce, however, the Spousal Highest Daily Lifetime 7 Plus benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new Designated Life upon re-marriage. Accordingly, if you were receiving income through a systematic withdrawal program that was based on your LIA Amount but you subsequently become ineligible to receive your LIA Amount, we will adjust such systematic withdrawal program at the next Annuity Anniversary to equal your Annual Income Amount. You will be notified of your subsequent ineligibility and the date and amount of such adjustment before it occurs. If you wish to establish or make changes to any systematic withdrawal program at any time, please contact our Annuity Service Office. Please note that if you subsequently become ineligible to receive your LIA Amount but you wish to receive income based on any dollar amount other than the Annual Income Amount, you must provide new withdrawal instructions or enroll in a new systematic withdrawal program. All “Excess Income” conditions described above in ““Key Feature – Annual Income Amount under the Highest Daily Lifetime 7 Plus Benefit” would apply.

Spousal Highest Daily Lifetime 7 Plus could have been elected at the time that you purchased your Annuity or after the Issue Date, subject to our eligibility rules and restrictions. See “Termination of Existing Benefits and Election of New Benefits” below for information pertaining to elections, termination and re-election of benefits. Please note that if you terminate a living benefit and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. We reserve the right to waive, change and/or further limit the election frequency in the future.

Termination of the Benefit

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates: (i) if upon the death of the first Designated Life, the surviving Designated Life opts to take the death benefit under the Annuity (thus, the benefit does not terminate solely because of the death of the first Designated Life), (ii) upon the death of the second Designated Life, (iii) upon your termination of the benefit, (iv) upon your surrender of the Annuity, (v) upon your election to begin receiving annuity payments (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount), (vi) if both the Account Value and Annual Income Amount equal zero, or (vii) if you cease to meet our requirements as described in “Election of and Designations under the Benefit”.

Upon termination of Spousal Highest Daily Lifetime 7 Plus other than upon death of a Designated Life, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account (as defined below) to your variable investment options based on your existing allocation instructions or (in the absence of such instruction) pro rata (i.e. in the same proportion as the current balances in your variable investment options).

How Spousal Highest Daily Lifetime 7 Plus Transfers Account Value between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account

See “How Highest Daily Lifetime 7 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account” in this Prospectus for information regarding this component of the benefit.

Additional Tax Considerations

If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts. Please note that any withdrawal (except the Non-Lifetime Withdrawal) you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under “Key Feature – Protected Withdrawal Value”.

As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Spousal Highest Daily Lifetime 7 Plus through a non-qualified annuity, as with all withdrawals, once all Purchase Payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

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If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note all Non-lifetime Withdrawal provisions will apply.

Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option.

We previously offered an optional death benefit feature under Spousal Highest Daily Lifetime 7 Plus, the amount of which is linked to your Annual Income Amount. We refer to this optional death benefit as the Beneficiary Income Option or BIO. Spousal Highest Daily Lifetime 7 Plus is no longer available for new elections. You could choose Spousal Highest Daily Lifetime 7 Plus with or without also selecting the Beneficiary Income Option death benefit. However, you could not elect the Beneficiary Income Option without Spousal Highest Daily Lifetime 7 Plus and you could elect the Beneficiary Income Option death benefit at the time you elect Spousal Highest Daily Lifetime 7 Plus. Please note that if you terminate Spousal Highest Daily Lifetime 7 Plus with BIO and elect any available living benefit you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. As long as your Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit.

If you elected the Beneficiary Income Option death benefit, you could not elect any other optional benefit. You could elect the Beneficiary Income Option death benefit so long as each Designated Life is no older than age 75 at the time of election and the Spousal Highest Daily Lifetime 7 Plus age requirements are met. This death benefit is not transferable in the event of a divorce, nor may the benefit be split in accordance with any divorce proceedings or similar instrument of separation. If you choose the Spousal Highest Daily Lifetime 7 Plus with BIO, the maximum charge is 2.00% of the greater of Account Value and the Protected Withdrawal Value (“PWV”) annually. The current charge is 1.10% annually of the greater of Account Value and the PWV. We deduct this charge on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.275% of the greater of the prior day’s Account Value or the prior day’s Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts, including the AST Investment Grade Bond Sub-account and from the DCA Fixed Rate Option (if applicable). Because the fee for this benefit is based on the greater of the Account Value or the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime 7 Plus with the Beneficiary Income Option may be greater than it would have been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described below.

For purposes of this optional death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Spousal Highest Daily Lifetime 7 Plus itself. However, we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary Date. This means that under the Spousal Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20th and 25th Anniversary of the Benefit Effective Date. Upon the first death of a Designated Life, no amount is payable under the Beneficiary Income Option death benefit. Upon the second death of a Designated Life, we identify the following amounts: (a) the amount of the basic death benefit under the Annuity, (b) the Protected Withdrawal Value (less any credits associated with Purchase Payments applied within 12 months prior to the date of death), and (c) the Annual Income Amount. If there were no Lifetime Withdrawals prior to the date of death of the second Designated Life, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death of the second Designated Life, and we calculate the Annual Income Amount as if there were a Lifetime Withdrawal on the date of death of the second Designated Life. If there were Lifetime Withdrawals prior to the date of death of the second Designated Life, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.

If there is one beneficiary, he/she must choose to receive either the basic death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of annual payments of the Annual Income Amount – such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Thus, each beneficiary can choose to take his/her portion of either (a) the basic Death Benefit, or (b) the Beneficiary Income Option death benefit. If chosen, for qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than December 31st of the year following the annuity owner’s date of death. For non-qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than one year after the owner’s date of death. In order to receive the Beneficiary Income Option Death Benefit, each beneficiary’s share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary’s death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.

Here is an example to illustrate how the death benefit may be paid:

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Assume that (i) the basic death benefit is $50,000, the Protected Withdrawal Value is $100,000, and the Annual Income Amount is $5,000; (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to

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receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.

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Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value). The pro-rated portion of the Annual Income Amount equal to $3,750 (i.e., the first beneficiary’s 75% share multiplied by $5,000) is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary’s 75% share of the $100,000 Protected Withdrawal Value). The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).

If you elect to terminate Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option, both Spousal Highest Daily Lifetime 7 Plus and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the “Election of and Designations under the Benefit” section.

HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT (HD 6 Plus)

Effective September 14, 2012, Highest Daily Lifetime 6 Plus is no longer available for new elections and we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 6 Plus benefit.

We offered a benefit that guarantees until the death of the single designated life (the Annuitant) the ability to withdraw an annual amount (the “Annual Income Amount”) equal to a percentage of an initial value (the “Protected Withdrawal Value”) regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life (“Lifetime Withdrawals”), provided that you have not made withdrawals of excess income that have resulted in your Account Value being reduced to zero. We also permit you to make a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. Highest Daily Lifetime 6 Plus may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to take withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Highest Daily Lifetime 6 Plus is the mathematical formula we employ that may periodically transfer your Account Value to and from the AST Investment Grade Bond Sub-account. See the section below entitled “How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account.” Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

The income benefit under Highest Daily Lifetime 6 Plus currently is based on a single “designated life” who is at least 45 years old on the date that the benefit is acquired. The Highest Daily Lifetime 6 Plus Benefit is not available if you elect any other optional living benefit or the Highest Daily Value death benefit. As long as your Highest Daily Lifetime 6 Plus Benefit is in effect, you must allocate your Account Value in accordance with the permitted Sub-accounts and other investment option(s) available with this benefit. For a more detailed description of the permitted investment options, see the “Investment Options” section.

Highest Daily Lifetime 6 Plus also provides for a Death Benefit generally equal to three times your Annual Income Amount. The Death Benefit is not payable if your Account Value is reduced to zero as a result of withdrawals or if annuity payments are being made at the time of the decedent’s death. See Death Benefit Component of Highest Daily Lifetime 6 Plus, below.

Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Account Value falls to zero, if you take withdrawals of excess income that bring your Account Value to zero, your Annual Income Amount would also fall to zero, and the benefit would terminate. In that scenario, no further amount, including the Death Benefit described below, would be payable under the Highest Daily Lifetime 6 Plus benefit.

You may also participate in the 6 or 12 Month Dollar Cost Averaging Program if you elect Highest Daily Lifetime 6 Plus for Annuities issued on or after May 1, 2009, subject to the 6 or 12 Month DCA Program’s rules, and subject to State approvals. The 6 or 12 Month DCA Program is not available in certain states.

Currently, if you elect Highest Daily Lifetime 6 Plus and subsequently terminate the benefit, you may elect another living benefit, subject to our current rules. See “Election of and Designations under the Benefit” below and “Termination of Existing Benefits and Election of New Benefits” for details. Please note that if you terminate Highest Daily Lifetime 6 Plus and elect another living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active.

Key Feature – Protected Withdrawal Value

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal

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Value is equal to your Account Value. On each Valuation Day thereafter, until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the “Periodic Value” described in the next paragraphs.

The “Periodic Value” initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the “Current Valuation Day”), the Periodic Value is equal to the greater of:

(1)	the Periodic Value for the immediately preceding business day (the “Prior Valuation Day”) appreciated at the daily equivalent of 6% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any purchase payment (including any associated purchase Credits) made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and
(2)	the Account Value on the current Valuation Day.

If you have not made a Lifetime Withdrawal on or before the 10th or 20th Anniversary of the effective date of the benefit, your Periodic Value on the 10th or 20th Anniversary of the benefit effective date is equal to the greater of:

(1)	the Periodic Value described above or,
(2)	the sum of (a), (b) and (c) below (proportionally reduced for any Non-Lifetime Withdrawals):

(a)	200% (on the 10th anniversary) or 400% (on the 20th anniversary) of the Account Value on the effective date of the benefit including any purchase payments (including any associated purchase Credits) made on that day;
(b)	200% (on the 10th anniversary) or 400% (on the 20th anniversary) of all purchase payments (including any associated purchase Credits) made within one year following the effective date of the benefit; and
(c)	all purchase payments (including any associated purchase Credits) made after one year following the effective date of the benefit.

Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Account Value upon any step-up, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals (see below).

Key Feature – Annual Income Amount under the Highest Daily Lifetime 6 Plus Benefit

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the Annuitant on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 45 – less than 59 1/2; 5% for ages 59 1/2-79, and 6% for ages 80 or older. Under the Highest Daily Lifetime 6 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). If you take withdrawals of Excess Income, only the portion of the Lifetime Withdrawal that exceeds the remaining Annual Income Amount will proportionally reduce your Protected Withdrawal Value and Annual Income Amount in future years. Reductions are based on the actual amount of the withdrawal, including any Contingent Deferred Sales Charge (CDSC) that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.

You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.

Any purchase payment that you make subsequent to the election of Highest Daily Lifetime 6 Plus and subsequent to the first Lifetime Withdrawal will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the purchase payment (including any associated purchase Credits) based on the age of the Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 45 – less than 59 1/2; 5% for ages 59 1/2-79 and 6% for ages 80 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including any associated purchase Credits).

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If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, Highest Daily Lifetime 6 Plus is no longer available for new elections and we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 6 Plus benefit.

Highest Daily Auto Step-Up

An automatic step-up feature (“Highest Daily Auto Step-Up”) is part of Highest Daily Lifetime 6 Plus. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Auto Step-Up starts with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are: 4% for ages 45 – less than 59 1/2; 5% for ages 59 1/2-79, and 6% for ages 80 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. All daily valuations and annual step-ups will only occur on a Valuation Day. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime 6 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime 6 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

If you are engaged in a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.

The Highest Daily Lifetime 6 Plus benefit does not affect your ability to take withdrawals under your Annuity, or limit your ability to take withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime 6 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years.

Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime 6 Plus benefit or any other fees and charges under the Annuity. Assume the following for all three examples:

■	The Issue Date is December 1, 2008
■	The Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009
■	The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime 6 Plus benefit.

Example of dollar-for-dollar reductions

On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the designated life is between the ages of 59 1/2 and 79 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

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Example of proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 – reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

Here is the calculation:

Account Value before Lifetime Withdrawal	$118,000.00
Less amount of “non” excess withdrawal	$3,500.00
Account Value immediately before excess withdrawal of $1,500	$114,500.00
Excess withdrawal amount	$1,500.00
Divided by Account Value immediately before excess withdrawal	$114,500.00
Ratio	1.31%
Annual Income Amount	$6,000.00
Less ratio of 1.31%	$78.60
Annual Income Amount for future Annuity Years	$5,921.40

Example of Highest Daily Auto Step-Up

On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant’s age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (including any associated purchase Credits).

Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the designated life is between 59 1/2 and 79 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments (including any associated purchase Credits), is higher than $5,921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

Date*	Account value	Highest Daily Value (adjusted with withdrawal and Purchase Payments)**	Adjusted Annual Income Amount (5% of the Highest Daily Value)
November 25, 2009	$119,000.00	$119,000.00	$5,950.00
November 26, 2009		Thanksgiving Day
November 27, 2009	$113,000.00	$113,986.95	$5,699.35
November 30, 2009	$113,000.00	$113,986.95	$5,699.35
December 01, 2009	$119,000.00	$119,000.00	$5,950.00

*	In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.
**	In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
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The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.

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This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.

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The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year’s Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.

Non-Lifetime Withdrawal Feature

You may take a one-time non-lifetime withdrawal (“Non-Lifetime Withdrawal”) under Highest Daily Lifetime 6 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity’s Account Value, after taking the withdrawal, to fall below the minimum

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Surrender Value (see “Access to Account Value – Can I Surrender My Annuity for Its Value?”). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Highest Daily Lifetime 6 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Highest Daily Lifetime 6 Plus benefit. If you don’t elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect to take the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.

The Non-Lifetime Withdrawal will proportionally reduce: the Protected Withdrawal Value; the Periodic Value guarantees on the tenth and twentieth anniversaries of the benefit effective date (described above); and the Death Benefit (described below). It will reduce all three by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.

Example – Non-Lifetime Withdrawal (proportional reduction)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

Assume the following:

■	The Issue Date is December 1, 2008
■	The Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009
■	The Account Value at benefit election was $105,000
■	The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime 6 Plus benefit
■	No previous withdrawals have been taken under the Highest Daily Lifetime 6 Plus benefit

On October 2, 2009, the Protected Withdrawal Value is $125,000, the 10th benefit year minimum Periodic Value guarantee is $210,000, and the 20th benefit year minimum Periodic Value guarantee is $420,000, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on October 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Highest Daily Lifetime 6 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

Here is the calculation:

Withdrawal amount divided by	$15,000
Account Value before withdrawal	$120,000
Equals ratio	12.5%
All guarantees will be reduced by the above ratio (12.5%)
Protected Withdrawal Value	$109,375
10th benefit year Minimum Periodic Value	$183,750
20th benefit year Minimum Periodic Value	$367,500

Required Minimum Distributions

Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Unless designated as a Non-Lifetime Withdrawal, required minimum distributions are considered Lifetime Withdrawals. If you take a withdrawal in an Annuity Year in which your required minimum distribution for that year is not greater than the Annual Income Amount, and the amount of the withdrawal exceeds the Annual Income Amount for that year, we will treat the withdrawal as a withdrawal of Excess Income. Such a withdrawal of Excess Income will reduce the Annual Income Amount available in future years. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered a withdrawal of Excess Income. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar by dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in

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the current Annuity Year, the total required minimum distribution amount may be taken without being treated as a withdrawal of Excess Income.

In any year in which the requirement to take required minimum distributions is suspended by law, we reserve the right, in our sole discretion and regardless of any position taken on this issue in a prior year, to treat any amount that would have been considered as a required minimum distribution if not for the suspension as eligible for treatment as described herein.

Example – Required Minimum Distributions

The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.

Annual Income Amount = $5,000

Remaining Annual Income Amount = $3,000

Required Minimum Distribution = $6,000

The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000: ($3,000 + ($6,000 – $5,000) = $4,000).

If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all of the guarantees associated with the Highest Daily Lifetime 6 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you stop taking withdrawals in the current Annuity Year and choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000), without being treated as a withdrawal of Excess Income is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.

Death Benefit Component of Highest Daily Lifetime 6 Plus

If you elect Highest Daily Lifetime 6 Plus, we include a death benefit (Death Benefit), at no additional cost that is linked to the Annual Income Amount under the benefit. If a death benefit is triggered and you currently own Highest Daily Lifetime 6 Plus, then your Death Benefit will be equal to the greatest of:

■	the basic death benefit under the Annuity; and
■	the amount of any optional death benefit you may have elected and remains in effect; and
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(a) if no Lifetime Withdrawal had been taken prior to death, 300% of the Annual Income Amount that would have been determined on the date of death if a Lifetime Withdrawal had occurred on that date, or (b) if a Lifetime Withdrawal had been taken prior to death, 300% of the Annual Income Amount as of our receipt of due proof of death. Under this component of the Death Benefit, we will not recapture the amount of any purchase Credit applied to an XT6 Annuity granted within 12 months prior to death.

Please note that the Death Benefit under Highest Daily Lifetime 6 Plus is not payable if your Account Value is reduced to zero as a result of withdrawals or if annuity payments are being made at the time of the decedent’s death. This Death Benefit may not be available in all States.

Benefits Under Highest Daily Lifetime 6 Plus

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To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Highest Daily Lifetime 6 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. If this occurs, you will not be permitted to make additional purchase payments to your Annuity. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Highest Daily Lifetime 6 Plus benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution (as described above) under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the designated life. Please note if your Account Value is reduced to zero as result of withdrawals, the Death Benefit (described above under “Death Benefit Component of Highest Daily Lifetime 6 Plus”) will also be reduced to zero and the Death Benefit will not be payable.

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Please note that if your Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the first day of the calendar month coinciding with or next following the annuitant’s 95th birthday will be treated as annuity payments.

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If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any annuity option available; or
(2)	request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. If this option is elected, the Annual Income Amount will not increase after annuity payments have begun. We will make payments until the death of the single designated life. We must receive your request in a form acceptable to us at our office.

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In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

(1)	the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and
(2)	the Account Value.

If no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.

Please note that a Death Benefit (as described above) is not payable if annuity payments are being made at the time of the decedent’s death.

Other Important Considerations

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Withdrawals under the Highest Daily Lifetime 6 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount. If you have an active Systematic Withdrawal program running at the time you elect this benefit, the first Systematic Withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal.

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Withdrawals made while the Highest Daily Lifetime 6 Plus Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro-rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA Fixed Rate Options (if you are participating in the 6 or 12 Month DCA Program). Withdrawals from the DCA Fixed Rate Options will be taken on a last-in, first-out basis.

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You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime 6 Plus benefit. The Highest Daily Lifetime 6 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to our rules regarding time and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of withdrawals.

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You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears within the prospectus section entitled “What Are The Investment Objectives and Policies of The Portfolios?”. You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

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Transfers to and from the Sub-accounts, the DCA Fixed Rate Options, and the AST Investment Grade Bond Sub-account triggered by the Highest Daily Lifetime 6 Plus mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

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You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

■	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.
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Upon inception of the benefit and to maintain the benefit, 100% of your Account Value must be allocated to the Permitted Sub-accounts (or any DCA Fixed Rate Options if you elect the 6 or 12 Month DCA Program). If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, the new requirements will apply only to new elections of the benefit, and we will not compel you to reallocate your Account Value in accordance with our newly adopted requirements. However, you may be required to reallocate due to the merger of a Portfolio or the closing of a Portfolio. At the time of any change in requirements, and as applicable only to new elections of the benefit, transfer of Account Value and allocation of additional purchase payments may be subject to new investment limitations.

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If you elect this benefit and in connection with that election, you are required to reallocate to different Sub-accounts, then on the Valuation Day we receive your request in good order, we will (i) sell units of the non-permitted investment options and (ii) invest

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the proceeds of those sales in the Sub-accounts that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

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The Basic Death Benefit will terminate if withdrawals taken under Highest Daily Lifetime 6 Plus cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under Highest Daily Lifetime 6 Plus cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

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The maximum charge for Highest Daily Lifetime 6 Plus is 1.50% annually of the greater of the Account Value and Protected Withdrawal Value. The current charge is 0.85% annually of the greater of the Account Value and Protected Withdrawal Value. We deduct this charge on quarterly anniversaries of the benefit effective date. Thus, we deduct, on a quarterly basis 0.2125% of the greater of the prior Valuation Day’s Account Value and the prior Valuation Day’s Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account, and the DCA Fixed Rate Options (if applicable). Since this fee is based on the greater of the Account Value and Protected Withdrawal Value, the fee for Highest Daily Lifetime 6 Plus may be greater than it would have been, had it been based on the Account Value alone. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments. The following example is hypothetical and is for illustrative purposes only.

Assuming a benefit effective date of September 1, 2009 (which means that quarterly benefit anniversaries are: December 1, March 1, June 1, and September 1). Assume the Protected Withdrawal Value as of November 30, 2009 (prior Valuation Day’s Protected Withdrawal Value) = $200,000.00 and the Account Value as of November 30, 2009 (prior Valuation Day’s Account Value) = $195,000.00. The first benefit charge date would be December 1, 2009 and the benefit charge amount would be $425.00 ($200,000 X ..2125%).

If the deduction of the charge would result in the Account Value falling below the lesser of $500 or 5% of the sum of the Account Value on the effective date of the benefit plus all purchase payments made subsequent thereto (and any associated purchase Credits) (we refer to this as the “Account Value Floor”), we will only deduct that portion of the charge that would not cause the Account Value to fall below the Account Value Floor. If the entire Account Value is less than the Account Value Floor when we would deduct a charge for the benefit, then no charge will be assessed for that benefit quarter. If a charge for the Highest Daily Lifetime 6 Plus benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Account Value to zero, withdrawals may reduce the Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit and the Death Benefit (described above) will not be payable.

Election of and Designations under the Benefit

For Highest Daily Lifetime 6 Plus, there must be either a single Owner who is the same as the Annuitant, or if the Annuity is entity owned, there must be a single natural person Annuitant. In either case, the Annuitant must be at least 45 years old.

Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime 6 Plus. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime 6 Plus, except if (a) the new Owner has the same taxpayer identification number as the previous owner, (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or (c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines.

Highest Daily Lifetime 6 Plus can be elected at the time that you purchase your Annuity or after the Issue Date, subject to availability, and our eligibility rules and restrictions. If you elect Highest Daily Lifetime 6 Plus and terminate it, you can re-elect it or elect any other living benefit, subject to our current rules and availability. Additionally, if you currently own an Annuity with a living benefit that is terminable, you may terminate your existing benefit rider and elect any available benefits subject to our current rules. See “Termination of Existing Benefits and Election of New Benefits” in the prospectus for information pertaining to elections, termination and re-election of benefits. Please note that if you terminate a living benefit and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. You and your Financial Professional should carefully consider whether terminating your existing benefit and electing a new benefit is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future.

Termination of the Benefit

You may terminate Highest Daily Lifetime 6 Plus at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates: (i) upon your termination of the benefit, (ii) upon your surrender of the Annuity, (iii) upon your election to begin receiving annuity payments (although if you have elected to receive the Annual Income Amount in the form of annuity payments, we will continue to pay the Annual Income Amount), (iv) upon our receipt of due proof of the death of the Annuitant (except insofar as paying the Death Benefit associated with this benefit), (v) if both the Account Value and Annual Income Amount equal zero, or (vi) if you cease to meet our requirements as described in “Election of and Designations under the Benefit” above.

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Upon termination of Highest Daily Lifetime 6 Plus other than upon the death of the Annuitant or annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. This final charge will be deducted even if it results in the Account Value falling below the Account Value Floor. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts (including any amounts in the DCA Fixed Rate Options), and (ii) unless you are participating in an asset allocation program (i.e., Custom Portfolios Program (we may have referred to the “Custom Portfolios Program” as the “Optional Allocation and Rebalancing Program” in other materials), Automatic Rebalancing Program, or 6 or 12 Month DCA Program for which we are providing administrative support), transfer all amounts held in the AST Investment Grade Bond Sub-account to your variable investment options, pro rata (i.e. in the same proportion as the current balances in your variable investment options). If, prior to the transfer from the AST Investment Grade Bond Sub-account, the Account Value in the variable investment options is zero, we will transfer such amounts according to your most recent allocation instructions.

If a surviving spouse elects to continue the Annuity, the Highest Daily Lifetime 6 Plus benefit terminates. The spouse may elect the benefit subject to the restrictions discussed above.

How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account

As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you elect Highest Daily Lifetime 6 Plus. For purposes of this benefit, we refer to those permitted investment options as the “Permitted Sub-accounts”. Because these restrictions and the use of the predetermined mathematical formula lessen the risk that your Account Value will be reduced to zero while you are still alive, they also reduce the likelihood that we will make any lifetime income payments under this benefit. They may also limit your upside potential for growth. If your Annuity was issued on or after May 1, 2009 (subject to regulatory approval), you may also choose to allocate purchase payments while this program is in effect to DCA Fixed Rate Options utilized with our 6 or 12 Month Dollar Cost Averaging Program (“6 or 12 Month DCA Program”). If you are participating in Highest Daily Lifetime 6 Plus and also are participating in the 6 or 12 Month DCA Program, and the formula under the benefit dictates a transfer from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account (the “Bond Sub-account”), then the amount to be transferred will be taken entirely from the Sub-accounts, provided there is sufficient Account Value in those Sub-accounts to meet the required transfer amount. Only if there is insufficient Account Value in those Sub-accounts will an amount be withdrawn from the DCA Fixed Rate Options. Amounts withdrawn from the DCA Fixed Rate Options under the formula will be taken on a last-in, first-out basis. For purposes of the discussion below concerning transfers from the Permitted Sub-accounts to the Bond Sub-account, amounts held within the DCA Fixed Rate Options are included within the term “Permitted Sub-Accounts”. Thus, amounts may be transferred from the DCA Fixed Rate Options in the circumstances described above and in the section of the prospectus entitled 6 or 12 Month Dollar Cost Averaging Program. Any transfer dictated by the formula out of the Bond Sub-account will only be transferred to the Permitted Sub-accounts, not the DCA Fixed Rate Options.

An integral part of Highest Daily Lifetime 6 Plus (including Highest Daily Lifetime 6 Plus with LIA and Spousal Highest Daily Lifetime 6 Plus) is the predetermined mathematical formula used to transfer Account Value between the Permitted Sub-accounts and the Bond Sub-account. This predetermined mathematical formula (“formula”) runs each Valuation Day that the benefit is in effect on your Annuity and, as a result, transfers of Account Value between the Permitted Sub-accounts and the Bond Sub-account can occur on any Valuation Day subject to the conditions described below. Only the predetermined mathematical formula can transfer Account Value to and from the Bond Sub-account, and thus you may not allocate Purchase Payments to or make transfers to or from the Bond Sub-account. We are not providing you with investment advice through the use of the formula. The formula by which the transfer operates is designed primarily to mitigate some of the financial risks that we incur in providing the guarantee under Highest Daily Lifetime 6 Plus. The formula is not forward looking and contains no predictive or projective component with respect to the markets, the Account Value or the Protected Withdrawal Value. The formula is set forth in Appendix M.

Generally, the formula, which is applied each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. This amount may be different than the actual Annual Income Amount currently guaranteed under your benefit. Then it produces an estimate of the total amount targeted in the formula, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the “Target Value” or “L”. If you have already made a Lifetime Withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent Purchase Payments (including any associated Purchase Credits), and any withdrawals of Excess Income. Next, the formula subtracts from the Target Value the amount held within the Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts including any amounts allocated to DCA Fixed Rate Options. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the Bond Sub-account, is called the “Target Ratio” or “r”. If, on each of three consecutive Valuation Days, the Target Ratio is greater than 83% but less than or equal to 84.5%, the formula will, on such third Valuation Day, make a transfer from the Permitted Sub-accounts in which you are invested (subject to the 90% cap discussed below) to the Bond Sub-account. As discussed above, if all or a portion of your Account Value is allocated to one or more DCA Fixed Rate Options at the time a transfer to the Bond Sub-account is required under the formula, we will first look to process the transfer from the Permitted Sub-accounts, other than the DCA Fixed Rate Options. If the amount allocated to the Permitted Sub-accounts is insufficient to satisfy the transfer, then any remaining amounts will be transferred from the DCA Fixed Rate Options on a “last-in, first-out” basis. Once a

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transfer is made, the Target Ratio must again be greater than 83% but less than or equal to 84.5% for three consecutive Valuation Days before a subsequent transfer to the Bond Sub-account will occur. If, however, on any Valuation Day, the Target Ratio is above 84.5%, the formula will make a transfer from the Permitted Sub-accounts (subject to the 90% cap) to the Bond Sub-account (as described above). If the Target Ratio falls below 78% on any Valuation Day, then a transfer from the Bond Sub-account to the Permitted Sub-accounts (excluding the DCA Fixed Rate Options) will occur.

The formula will not execute a transfer to the Bond Sub-account that results in more than 90% of your Account Value being allocated to the Bond Sub-account (“90% cap”) on that Valuation Day. Thus, on any Valuation Day, if the formula would require a transfer to the Bond Sub-account that would result in more than 90% of the Account Value being allocated to the Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the Bond Sub-account will be transferred. Additionally, future transfers into the Bond Sub-account will not be made (regardless of the performance of the Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Bond Sub-account. Once this transfer occurs out of the Bond Sub-account, future amounts may be transferred to or from the Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the Bond Sub-account that results in greater than 90% of your Account Value being allocated to the Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the Bond Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the Bond Sub-account.

If you make additional Purchase Payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional Purchase Payments to the Bond Sub-account at least until there is first a transfer out of the Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional Purchase Payments you make, less than 90% of your entire Account Value is allocated to the Bond Sub-account, and the formula will still not transfer any of your Account Value to the Bond Sub-account (at least until there is first a transfer out of the Bond Sub-account). For example,

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September 4, 2012 – a transfer is made to the Bond Sub-account that results in the 90% cap being met and now $90,000 is allocated to the Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

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September 5, 2012 – you make an additional Purchase Payment of $10,000. No transfers have been made from the Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on September 4, 2012.

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On September 5, 2012 – (and at least until first a transfer is made out of the Bond Sub-account under the formula) – the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the Bond Sub-account).

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Once there is a transfer out of the Bond Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Bond Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into and out of effect multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the Bond Sub-account as dictated by the formula.

Under the formula, investment performance of your Account Value that is negative, flat, or even moderately positive may result in a transfer of a portion of your Account Value in the Permitted Sub-accounts to the Bond Sub-account because such investment performance will tend to increase the Target Ratio. In deciding how much to transfer, we use another formula, which essentially seeks to reallocate amounts held in the Permitted Sub-accounts and the Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. The further the Target Ratio is from 80% when a transfer is occurring under the formula, the greater the transfer amount will be. Once you elect Highest Daily Lifetime 6 Plus, the values we use to compare to the Target Ratio will be fixed. For newly-issued Annuities that elect Highest Daily Lifetime 6 Plus and existing Annuities that elect Highest Daily Lifetime 6 Plus in the future, however, we reserve the right to change such values.

Additionally, on each monthly Annuity Anniversary (if the monthly Annuity Anniversary does not fall on a Valuation Day, the next Valuation Day will be used), following all of the above described daily calculations, if there is money allocated to the Bond Sub-account, we will perform an additional monthly calculation to determine whether or not a transfer will be made from the Bond Sub-account to the Permitted Sub-accounts. This transfer will automatically occur provided that the Target Ratio, as described above, would be less than 83% after the transfer. The formula will not execute a transfer if the Target Ratio after this transfer would occur would be greater than or equal to 83%.

The amount of the transfer will be equal to the lesser of:

a)	The total value of all your Account Value in the Bond Sub-account, or
b)	An amount equal to 5% of your total Account Value.

While you are not notified when your Annuity reaches a transfer trigger under the formula, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the Bond Sub-account. Depending on the results of the calculations of the formula, we may, on any Valuation Day:

■	Not make any transfer between the Permitted Sub-accounts and the Bond Sub-account; or

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■	If a portion of your Account Value was previously allocated to the Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts (as described above); or
■	Transfer a portion of your Account Value in the Permitted Sub-accounts and the DCA Fixed Rate Options to the Bond Sub-account.

Prior to the first Lifetime Withdrawal, the primary driver of transfers to the Bond Sub-account is the difference between your Account Value and your Protected Withdrawal Value. If none of your Account Value is allocated to the Bond Sub-account, then over time the formula permits an increasing difference between the Account Value and the Protected Withdrawal Value before a transfer to the Bond Sub-account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the Bond Sub-account, the smaller the difference between the Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the Bond Sub-account.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the Bond Sub-account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

■	The difference between your Account Value and your Protected Withdrawal Value;
■	The amount of time Highest Daily Lifetime 6 Plus has been in effect on your Annuity;
■	The amount allocated to and the performance of the Permitted Sub-accounts and the Bond Sub-account;
■	Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and
■	Any withdrawals you take from your Annuity (while the benefit is in effect).

At any given time, some, most or none of your Account Value will be allocated to the Bond Sub-account, as dictated by the formula.

Because the amount allocated to the Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the Bond Sub-account or to the Permitted Sub-accounts, the greater the impact performance of that Sub-account has on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the Bond Sub-account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.

If you make additional Purchase Payments to your Annuity, they will be allocated in accordance with your Annuity. Once allocated, they will also be subject to the formula described above and therefore may be transferred to the Bond Sub-account, if dictated by the formula and subject to the 90% cap feature described above.

Any Account Value in the Bond Sub-account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the Bond Sub-account.

Additional Tax Considerations

If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts.

As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Highest Daily Lifetime 6 Plus through a non-qualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note all Non-lifetime Withdrawal provisions will apply.

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Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator

Effective September 14, 2012, Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is no longer available for new elections and we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator.

We offer another version of Highest Daily Lifetime 6 Plus that we call Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator (“Highest Daily Lifetime 6 Plus with LIA”). Highest Daily Lifetime 6 Plus with LIA guarantees, until the death of the single designated life, the ability to withdraw an amount equal to double the Annual Income Amount (which we refer to as the “LIA Amount”) if you meet the conditions set forth below. This version is only being offered in those jurisdictions where we have received regulatory approval and will be offered subsequently in other jurisdictions when we receive regulatory approval in those jurisdictions. Highest Daily Lifetime 6 Plus with LIA is not available in New York and certain other states/jurisdictions. You may choose Highest Daily Lifetime 6 Plus with or without also electing LIA, however you may not elect LIA without Highest Daily Lifetime 6 Plus and you must elect the LIA benefit at the time you elect Highest Daily Lifetime 6 Plus. If you elect Highest Daily Lifetime 6 Plus without LIA and would like to add the feature later, you must terminate the Highest Daily Lifetime 6 Plus benefit and elect the Highest Daily Lifetime 6 Plus with LIA (subject to availability and benefit re-election provisions). Please note that if you terminate Highest Daily Lifetime 6 Plus and elect the Highest Daily Lifetime 6 Plus with LIA you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. Highest Daily Lifetime 6 Plus with LIA is offered as an alternative to other lifetime withdrawal options. If you elect this benefit, it may not be combined with any other optional living benefit or the Plus 40 life insurance rider or the Highest Daily Value death benefit. As long as your Highest Daily Lifetime 6 Plus with LIA benefit is in effect, you must allocate your Account Value in accordance with the permitted and available investment option(s) with this benefit. The income benefit under Highest Daily Lifetime 6 Plus with LIA currently is based on a single “designated life” who is between the ages of 45 and 75 on the date that the benefit is elected and received in good order. All terms and conditions of Highest Daily Lifetime 6 Plus apply to this version of the benefit, except as described herein.

Highest Daily Lifetime 6 Plus with LIA is not long-term care insurance and should not be purchased as a substitute for long-term care insurance. The income you receive through the Lifetime Income Accelerator may be used for any purpose, and it may or may not be sufficient to address expenses you may incur for long-term care. You should seek professional advice to determine your financial needs for long-term care.

If you elect the Highest Daily Lifetime 6 Plus with LIA, the maximum charge is 2.00% annually of the greater of the Account Value and Protected Withdrawal Value. The current charge is 1.20% annually of the greater of Account Value and Protected Withdrawal Value. We deduct this charge on quarterly anniversaries of the benefit effective date. Thus, we deduct, on a quarterly basis, 0.30% of the greater of the prior Valuation Day’s Account Value and the prior Valuation Day’s Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account, and the DCA Fixed Rate Options (if applicable). Since this fee is based on the greater of the Account Value and Protected Withdrawal Value, the fee for Highest Daily Lifetime 6 Plus with LIA may be greater than it would have been, had it been based on the Account Value alone. The following example is hypothetical and is for illustrative purposes only.

Assuming a benefit effective date of September 1, 2009 (which means that quarterly benefit anniversaries are: December 1, March 1, June 1, and September 1). Assume the Protected Withdrawal Value as of November 30, 2009 (prior Valuation Day’s Protected Withdrawal Value) = $200,000.00 and the Account Value as of November 30, 2009 (prior Valuation Day’s Account Value) = $195,000.00. The first benefit charge date would be December 1, 2009 and the benefit charge amount would be $600.00 ($200,000 X .30%)

If the deduction of the charge would result in the Account Value falling below the lesser of $500 or 5% of the sum of the Account Value on the effective date of the benefit plus all purchase payments made subsequent thereto (and any associated purchase Credits) (we refer to this as the “Account Value Floor”), we will only deduct that portion of the charge that would not cause the Account Value to fall below the Account Value Floor. If the entire Account Value is less than the Account Value Floor when we would deduct a charge for the benefit, then no charge will be assessed for that benefit quarter. If a charge for the Highest Daily Lifetime 6 Plus with LIA benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Account Value to zero, withdrawals may reduce the Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit and the Death Benefit (described below) will not be payable.

If this benefit is being elected on an Annuity held as a 403(b) plan, then in addition to meeting the eligibility requirements listed below for the LIA Amount you must separately qualify for distributions from the 403(b) plan itself.

Eligibility Requirements for LIA Amount. Both a waiting period of 36 months from the benefit effective date, and an elimination period of 120 days from the date of notification that one or both of the requirements described immediately below have been met, apply before you can become eligible for the LIA Amount. The 120 day elimination period begins on the date that we receive

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notification from you of your eligibility for the LIA Amount. Thus, assuming the 36 month waiting period has been met and we have received the notification referenced in the immediately preceding sentence, the LIA amount would be available for withdrawal on the Valuation Day immediately after the 120th day. The waiting period and the elimination period may run concurrently. In addition to satisfying the waiting and elimination period, at least one of the following requirements (“LIA conditions”) must be met.

(1)	The designated life is confined to a qualified nursing facility. A qualified nursing facility is a facility operated pursuant to law or any state licensed facility providing medically necessary in-patient care which is prescribed by a licensed physician in writing and based on physical limitations which prohibit daily living in a non-institutional setting.
(2)	The designated life is unable to perform two or more basic abilities of caring for oneself or “activities of daily living.” We define these basic abilities as:

i.	Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.
ii.	Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.
iii.	Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower.
iv.	Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.
v.	Transferring: Moving into or out of a bed, chair or wheelchair.
vi.	Continence: Maintaining control of bowel or bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform personal hygiene (including caring for catheter or colostomy bag).

You must notify us in writing when the LIA conditions have been met. If, when we receive such notification, there are more than 120 days remaining until the end of the waiting period described above, you will not be eligible for the LIA Amount. If there are 120 days or less remaining until the end of the waiting period when we receive notification that the LIA conditions are met, we will determine eligibility for the LIA Amount through our then current administrative process, which may include, but is not limited to, documentation verifying the LIA conditions and/or an assessment by a third party of our choice. Such assessment may be in person and we will assume any costs associated with the aforementioned assessment. The designated life must be available for any assessment or reassessment pursuant to our administrative process requirements. Once eligibility is determined, the LIA Amount is equal to double the Annual Income Amount as described above under the Highest Daily Lifetime 6 Plus benefit.

Additionally, once eligibility is determined, we will reassess your eligibility on an annual basis although your LIA benefit for the year that immediately precedes our reassessment will not be affected if it is determined that you are no longer eligible. Your first reassessment may occur in the same year as your initial assessment. If we determine that you are no longer eligible to receive the LIA Amount, the Annual Income Amount would replace the LIA Amount on the next Annuity Anniversary (the “ineligibility effective date”). However, 1) if you were receiving income through a systematic withdrawal program that was based on your LIA Amount; 2) you subsequently become ineligible to receive your LIA Amount, and 3) we do not receive new withdrawal instructions from you prior to the ineligibility effective date, we will cancel such systematic withdrawal program on the ineligibility effective date. You will be notified of your subsequent ineligibility and the date systematic withdrawal payments will stop before either occur. If any existing systematic withdrawal program is canceled, you must enroll in a new systematic withdrawal program if you wish to receive income on a systematic basis. You may establish a new or make changes to any existing systematic withdrawal program at any time by contacting our Annuity Service Office. All “Excess Income” conditions described above in “Key Feature – Annual Income Amount under the Highest Daily Lifetime 6 Plus Benefit” would apply. There is no limit on the number of times you can become eligible for the LIA Amount, however, each time would require the completion of the 120-day elimination period, notification that the designated life meets the LIA conditions, and determination, through our then current administrative process, that you are eligible for the LIA Amount, each as described above.

LIA Amount at the first Lifetime Withdrawal. If your first Lifetime Withdrawal subsequent to election of Highest Daily Lifetime 6 Plus with LIA occurs while you are eligible for the LIA Amount, the available LIA Amount is equal to double the Annual Income Amount.

LIA Amount after the first Lifetime Withdrawal. If you become eligible for the LIA Amount after you have taken your first Lifetime Withdrawal, the available LIA amount for the current and subsequent Annuity Years is equal to double the then current Annual Income Amount, however the available LIA amount in the current Annuity Year is reduced by any Lifetime Withdrawals that have been taken in the current Annuity Year. Cumulative Lifetime Withdrawals in an Annuity Year which are less than or equal to the LIA Amount (when eligible for the LIA amount) will not reduce your LIA Amount in subsequent Annuity Years, but any such withdrawals will reduce the LIA Amount on a dollar-for-dollar basis in that Annuity Year. If you have an active Systematic Withdrawal program running at the time you elect this benefit, the first Systematic Withdrawal that processes after your election of the LIA benefit will be deemed a Lifetime Withdrawal.

Withdrawals In Excess of the LIA Amount. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the LIA Amount when you are eligible (“Excess Withdrawal”), your LIA Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the excess portion of the withdrawal to the Account Value immediately

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prior to the Excess Withdrawal. Reductions include the actual amount of the withdrawal, including any CDSC that may apply. Withdrawals of any amount (excluding the Non-Lifetime Withdrawal) up to and including the LIA Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Excess Withdrawals will reduce the Protected Withdrawal Value by the same ratio as the reduction to the LIA Amount. Any withdrawals that are less than or equal to the LIA Amount (when eligible) but in excess of the free withdrawal amount available under this Annuity will not incur a CDSC.

Withdrawals are not required. However, subsequent to the first Lifetime Withdrawal, the LIA Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the LIA Amount.

Purchase Payments. If you are eligible for the LIA Amount as described under “Eligibility Requirements for LIA Amount” and you make an additional purchase payment, the Annual Income Amount is increased by an amount obtained by applying the applicable percentage (4% for ages 45 – less than 59  1/2; 5% for ages 59  1/2-79; and 6% for ages 80 and older) to the purchase payment (including any associated purchase Credits). The applicable percentage is based on the attained age of the designated life on the date of the first Lifetime Withdrawal after the benefit effective date. The LIA Amount is increased by double the Annual Income Amount, if eligibility for LIA has been met. The Protected Withdrawal Value is increased by the amount of each purchase payment (including any associated purchase Credits).

If the Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount (or, if eligible for LIA, the LIA Amount) is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount (or, if eligible for LIA, the LIA Amount) in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner.

Step-Ups. If your Annual Income Amount is stepped up, your LIA Amount will be stepped up to equal double the stepped up Annual Income Amount.

Guarantee Payments. If your Account Value is reduced to zero as a result of cumulative withdrawals that are equal to or less than the LIA Amount when you are eligible, and there is still a LIA Amount available, we will make an additional payment for that Annuity Year equal to the remaining LIA Amount. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in that scenario, the remaining LIA Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the LIA Amount as described in this section. We will make payments until the death of the single designated life. Should the designated life no longer qualify for the LIA amount (as described under “Eligibility Requirements for LIA Amount” above), the Annual Income Amount would continue to be available. Subsequent eligibility for the LIA Amount would require the completion of the 120 day elimination period as well as meeting the LIA conditions listed above under “Eligibility Requirements for LIA Amount”. To the extent that cumulative withdrawals in the current Annuity Year that reduce your Account Value to zero are more than the LIA Amount (except in the case of required minimum distributions), Highest Daily Lifetime 6 Plus with LIA terminates, and no additional payments are permitted. A Death Benefit under Highest Daily Lifetime 6 Plus with LIA is not payable if guarantee payments are being made at the time of the decedent’s death.

Annuity Options. In addition to the Highest Daily Lifetime 6 Plus annuity options described above, after the tenth anniversary of the benefit effective date (“Tenth Anniversary”), you may also request that we make annuity payments each year equal to the Annual Income Amount. In any year that you are eligible for the LIA Amount, we make annuity payments equal to the LIA Amount. If you would receive a greater payment by applying your Account Value to receive payments for life under your Annuity, we will pay the greater amount. Annuitization prior to the Tenth Anniversary will forfeit any present or future LIA amounts. We will continue to make payments until the death of the designated life. If this option is elected, the Annual Income Amount and LIA Amount will not increase after annuity payments have begun. A Death Benefit is not payable if annuity payments are being made at the time of the decedent’s death.

If you elect Highest Daily Lifetime 6 Plus with LIA, and never meet the eligibility requirements you will not receive any additional payments based on the LIA Amount.

Death Benefit Component of Highest Daily Lifetime 6 Plus with LIA. The provisions of the Death Benefit Component of Highest Daily Lifetime 6 Plus (see above for information about the Death Benefit) also apply to Highest Daily Lifetime Plus with LIA. Please note that with respect to Highest Daily Lifetime 6 Plus with LIA, we use the Annual Income Amount for purposes of the Death Benefit Calculations, not the LIA Amount.

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SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT (SHD6 Plus)

Effective September 14, 2012, Spousal Highest Daily Lifetime 6 Plus is no longer available for new elections and we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime 6 Plus benefit.

Spousal Highest Daily Lifetime 6 Plus is the spousal version of Highest Daily Lifetime 6 Plus. Spousal Highest Daily Lifetime 6 Plus must have been elected based on two designated lives, as described below. The youngest designated life must be at least 50 years old and the oldest designated life must be at least 55 years old when the benefit is elected. Spousal Highest Daily Lifetime 6 Plus is not available if you elect any other optional benefit. As long as your Spousal Highest Daily Lifetime 6 Plus Benefit is in effect, you must allocate your Account Value in accordance with the permitted Sub-accounts and other investment option(s) available with this benefit. For a more detailed description of permitted investment options, see the “Investment Options” section.

We offer a benefit that guarantees until the later death of two natural persons who are each other’s spouses at the time of election of the benefit and at the first death of one of them (the “designated lives”, and each, a “designated life”) the ability to withdraw an annual amount (the “Annual Income Amount”) equal to a percentage of an initial principal value (the “Protected Withdrawal Value”) regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the lives of the designated lives (“Lifetime Withdrawals”) provided you have not made withdrawals of excess income that have resulted in your Account Value being reduced to zero. We also permit a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Highest Daily Lifetime 6 Plus benefit after the death of the first spouse. You are not required to make withdrawals as part of the benefit – the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Spousal Highest Daily Lifetime 6 Plus is the mathematical formula we employ that may periodically transfer your Account Value to and from the AST Investment Grade Bond Sub-account. See the section above entitled “How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account.” Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

Spousal Highest Daily Lifetime 6 Plus also provides for a Death Benefit generally equal to three times your Annual Income Amount. The Death Benefit, however, is not payable if your Account Value is reduced to zero as a result of withdrawals or if annuity payments are being made at the time of the decedent’s death. See Death Benefit Component of Spousal Highest Daily Lifetime 6 Plus, below.

Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Account Value falls to zero, if you take withdrawals of excess income that bring your Account Value to zero, your Annual Income Amount would also fall to zero, and the benefit would terminate. In that scenario, no further amount, including the Death Benefit described below, would be payable under Spousal Highest Daily Lifetime 6 Plus.

You may also participate in the 6 or 12 Month Dollar Cost Averaging Program if you elect Spousal Highest Daily Lifetime 6 Plus for Annuities issued on or after May 1, 2009, subject to the 6 or 12 Month DCA Program’s rules, and subject to State approvals. The 6 or 12 Month DCA Program is not available in certain states.

Currently, if you elect Spousal Highest Daily Lifetime 6 Plus and subsequently terminate the benefit, you may elect another living benefit, subject to our current rules. See “Election of and Designations under the Benefit” below and “Termination of Existing Benefits and Election of New Benefits” for details. Please note that if you terminate Spousal Highest Daily Lifetime 6 Plus and elect another benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active.

Key Feature – Protected Withdrawal Value

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the “Periodic Value” described in the next paragraph.

The “Periodic Value” initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the “Current Valuation Day”), the Periodic Value is equal to the greater of:

(1)

the Periodic Value for the immediately preceding business day (the “Prior Valuation Day”) appreciated at the daily equivalent of 6% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for

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successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any purchase payment (including any associated purchase Credits) made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and
(2)	the Account Value on the current Valuation Day.

If you have not made a Lifetime Withdrawal on or before the 10th or 20th Anniversary of the effective date of the benefit, your Periodic Value on the 10th or 20th Anniversary of the benefit effective date is equal to the greater of:

(1)	the Periodic Value described above or,
(2)	the sum of (a), (b) and (c) (proportionally reduced for any Non-Lifetime Withdrawal):

(a)

200% (on the 10th anniversary) or 400% (on the 20th anniversary) of the Account Value on the effective date of the benefit including any purchase payments (including any associated purchase Credits) made on that day;

(b)

200% (on the 10th anniversary) or 400% (on the 20th anniversary) of all purchase payments (including any associated purchase Credits) made within one year following the effective date of the benefit; and

(c)	all purchase payments (including any associated purchase Credits) made after one year following the effective date of the benefit.

Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Account Value upon any step-up, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals (see below).

Key Feature – Annual Income Amount under the Spousal Highest Daily Lifetime 6 Plus Benefit

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the youngest designated life on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 50-64, 5% for ages 65-84, and 6% for ages 85 and older. We use the age of the youngest designated life even if that designated life is no longer a participant under the Annuity due to death or divorce. Under the Spousal Highest Daily Lifetime 6 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount for any Annuity Year (“Excess Income”), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). If you take withdrawals of Excess Income, only the portion of the Lifetime Withdrawal that exceeds the remaining Annual Income Amount will proportionally reduce your Protected Withdrawal Value and Annual Income Amount in future years. Reductions are based on the actual amount of the withdrawal, including any CDSC that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.

You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.

Any Purchase Payment that you make subsequent to the election of Spousal Highest Daily Lifetime 6 Plus and subsequent to the first Lifetime Withdrawal will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including any associated purchase Credits) based on the age of the younger designated life at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 50-64, 5% for ages 65-84, and 6% for ages 85 and older, and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including any associated purchase Credits).

If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, Highest Daily Lifetime 6 Plus is no longer available for new elections and we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime 6 Plus benefit.

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Highest Daily Auto Step-Up

An automatic step-up feature (“Highest Daily Auto Step-Up”) is part of this benefit. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Step-Up starts with the anniversary of the Issue Date of the Annuity (the “Annuity Anniversary”) immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the youngest designated life on the Annuity Anniversary as of which the step-up would occur. The percentages are 4% for ages 50-64, 5% for ages 65-84, and 6% for ages 85 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary by performing a similar examination of the Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime 6 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime 6 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

If you are engaged in a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.

The Spousal Highest Daily Lifetime 6 Plus benefit does not affect your ability to take withdrawals under your Annuity, or limit your ability to take withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime 6 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.

Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime 6 Plus benefit or any other fees and charges under the Annuity. Assume the following for all three examples:

■	The Issue Date is December 1, 2008
■	The Spousal Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009
■	The younger designated life was 70 years old when he/she elected the Spousal Highest Daily Lifetime 6 Plus benefit.

Example of dollar-for-dollar reductions.

On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the youngest designated life is between the ages of 65 and 84 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

Example of proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 – reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

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Here is the calculation:

Account Value before Lifetime Withdrawal	$118,000.00
Less amount of “non” excess withdrawal	$3,500.00
Account Value immediately before excess withdrawal of $1,500	$114,500.00
Excess withdrawal amount	$1,500.00
Divided by Account Value immediately before excess withdrawal	$114,500.00
Ratio	1.31%
Annual Income Amount	$6,000.00
Less ratio of 1.31%	$78.60
Annual Income Amount for future Annuity Years	$5,921.40

Example of Highest Daily Auto Step-Up

On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the youngest designated life’s age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (including any associated purchase Credits).

Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the youngest designated life is between 65 and 84 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments (including any associated purchase Credits), is higher than $5921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

Date*	Account value	Highest Daily Value (adjusted with withdrawal and Purchase Payments)**	Adjusted Annual Income Amount (5% of the Highest Daily Value)
November 25, 2009	$119,000.00	$119,000.00	$5,950.00
November 26, 2009		Thanksgiving Day
November 27, 2009	$113,000.00	$113,986.95	$5,699.35
November 30, 2009	$113,000.00	$113,986.95	$5,699.35
December 01, 2009	$119,000.00	$119,000.00	$5,950.00

*	In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.
**	In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
■

The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.

■

This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.

■

The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year’s Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.

Non-Lifetime Withdrawal Feature

You may take a one-time non-lifetime withdrawal (“Non-Lifetime Withdrawal”) under Spousal Highest Daily Lifetime 6 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity’s Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see “Access to Account Value – Can I Surrender My Annuity for Its Value?”). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Spousal Highest Daily Lifetime 6 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Spousal Highest Daily Lifetime 6 Plus benefit. If you don’t elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.

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The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value; the Periodic Value guarantees on the tenth and twentieth anniversaries of the benefit effective date (described above); and the Death Benefit (described below). It will reduce all three by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the time of the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.

Example – Non-Lifetime Withdrawal (proportional reduction)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

Assume the following:

■	The Issue Date is December 1, 2008
■	The Spousal Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009
■	The Account Value at benefit election was $105,000
■	The younger designated life was 70 years old when he/she elected the Spousal Highest Daily Lifetime 6 Plus benefit
■	No previous withdrawals have been taken under the Spousal Highest Daily Lifetime 6 Plus benefit

On October 2, 2009, the Protected Withdrawal Value is $125,000, the 10th benefit year minimum Periodic Value guarantee is $210,000 and the 20th benefit year minimum Periodic Value guarantee is $420,000, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on October 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Spousal Highest Daily Lifetime 6 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

Here is the calculation:

Withdrawal amount divided by	$15,000
Account Value before withdrawal	$120,000
Equals ratio	12.5%
All guarantees will be reduced by the above ratio (12.5%)
Protected Withdrawal Value	$109,375
10th benefit year Minimum Periodic Value	$183,750
20th benefit year Minimum Periodic Value	$367,500

Required Minimum Distributions

Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Unless designated as a Non-Lifetime Withdrawal, required minimum distributions are considered Lifetime Withdrawals. If you take a withdrawal in an Annuity Year in which your required minimum distribution for that year is not greater than the Annual Income Amount, and the amount of the withdrawal exceeds the Annual Income Amount for that year, we will treat the withdrawal as a withdrawal of Excess Income. Such a withdrawal of Excess Income will reduce the Annual Income Amount available in future years. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered a withdrawal of Excess Income. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar for dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as a withdrawal of Excess Income.

In any year in which the requirement to take required minimum distributions is suspended by law, we reserve the right, in our sole discretion and regardless of any position taken on this issue in a prior year, to treat any amount that would have been considered as a required minimum distribution if not for the suspension as eligible for treatment as described herein.

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Example – Required Minimum Distributions

The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.

Annual Income Amount = $5,000

Remaining Annual Income Amount = $3,000

Required Minimum Distribution = $6,000

The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000. ($3,000 + ($6,000 – $5,000) = $4,000).

If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all guarantees associated with the Spousal Highest Daily Lifetime 6 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you stop taking withdrawals in the current Annuity Year and choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000) without being treated as a withdrawal of Excess Income is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.

Death Benefit Component of Spousal Highest Daily Lifetime 6 Plus.

If you elect Spousal Highest Daily Lifetime 6 Plus, we include a death benefit (Death Benefit), at no additional cost, that is linked to the Annual Income Amount under the benefit. If a death benefit is triggered and you currently own Spousal Highest Daily Lifetime 6 Plus benefit, then your Death Benefit will be equal to the greatest of:

■	the basic death benefit under the Annuity; and
■	the amount of any optional death benefit you may have elected and remains in effect; and
■

a) if no Lifetime Withdrawal had been taken prior to death, 300% of the Annual Income Amount that would have been determined on the date of death if a Lifetime Withdrawal had occurred on that date or (b) if a Lifetime Withdrawal had been taken prior to death, 300% of the Annual Income Amount as of our receipt of due proof of death. Under this component of the Death Benefit, we will not recapture the amount of any purchase Credit applied to an XT6 Annuity granted within 12 months prior to death.

Upon the death of the first of the spousal designated lives, if a Death Benefit, as described above, would otherwise be payable, and the surviving designated life chooses to continue the Annuity, the Account Value will be adjusted, as of the date we receive due proof of death, to equal the amount of that Death Benefit if paid out in a lump sum, and the Spousal Highest Daily Lifetime 6 Plus benefit remains in force. Upon the death of the second Spousal designated life, the Death Benefit described above will be payable and the Spousal Highest Daily Lifetime 6 Plus rider will terminate as of the date we receive due proof of death.

Please note that the Death Benefit under Spousal Highest Daily Lifetime 6 Plus is not payable if your Account Value is reduced to zero as a result of withdrawals or if annuity payments are being made at the time of the decedent’s death. This Death Benefit may not be available in all States.

Benefits Under Spousal Highest Daily Lifetime 6 Plus

■

To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Spousal Highest Daily Lifetime 6 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the designated lives to die, and will continue to make payments until the death of the second designated life as long as the designated lives were spouses at the time of the first death. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Highest Daily Lifetime 6 Plus benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution (as described above) under the Annuity then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the second designated life provided the designated lives were spouses at the death of the first designated life. Please note that if your Account Value is reduced to zero as a result of withdrawals, the Death Benefit (described above) will also be reduced to zero and the Death Benefit will not be payable.

■

Please note that if your Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the first day of the calendar month coinciding with or next following the annuitant’s 95th birthday will be treated as annuity payments.

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■

If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1)	apply your Account Value to any annuity option available; or
(2)	request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the designated lives to die, and will continue to make payments until the death of the second designated life as long as the designated lives were spouses at the time of the first death. If, due to death of a designated life or divorce prior to annuitization, only a single designated life remains, then annuity payments will be made as a life annuity for the lifetime of the designated life. We must receive your request in a form acceptable to us at our office.

■

In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

(1)	the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and
(2)	the Account Value.

If no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.

Please note that the Death Benefit (described above) is not payable if annuity payments are being made at the time of the decedent’s death.

Other Important Considerations

■

Withdrawals under the Spousal Highest Daily Lifetime 6 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount. If you have an active Systematic Withdrawal program running at the time you elect this benefit, the first Systematic Withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal.

■

Withdrawals made while the Spousal Highest Daily Lifetime 6 Plus benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro-rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA Fixed Rate Options (if you are participating in the 6 or 12 Month DCA Program). Withdrawals from the DCA Fixed Rate Options will be taken on a last-in, first-out basis. As discussed in the prospectus, you may participate in the 6 or 12 Month Dollar Cost Averaging Program only if your Annuity was issued on or after May 1, 2009.

■

You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Highest Daily Lifetime 6 Plus benefit. The Spousal Highest Daily Lifetime 6 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to program rules regarding the timing and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of withdrawals.

■	If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.
■

You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears in the prospectus section entitled “What Are The Investment Objectives and Policies of The Portfolios?”. You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com

■

You can make withdrawals from your Annuity without purchasing the Spousal Highest Daily Lifetime 6 Plus benefit. The Spousal Highest Daily Lifetime 6 Plus benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

■

Transfers to and from the elected Sub-accounts, the DCA Fixed Rate Options, and the AST Investment Grade Bond Sub-account triggered by the Spousal Highest Daily Lifetime 6 Plus mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

■

You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

■

Upon inception of the benefit and to maintain the benefit, 100% of your Account Value must be allocated to the Permitted Sub-accounts (or any DCA Fixed Rate Options if you elect the 6 or 12 Month DCA Program). If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, the new requirement will

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apply only to new elections of the benefit, and we will not compel you to reallocate your Account Value in accordance with our newly adopted requirements. However, you may be required to reallocate due to the merger of a Portfolio or the closing of a Portfolio. At the time of any change in requirements, and as applicable only to new elections of the benefit, transfers of Account Value and allocation of additional purchase payments may be subject to new investment limitations.

■

If you elect this benefit and in connection with that election, you are required to reallocate to different Sub-accounts, then on the Valuation Day we receive your request in good order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in the Sub-accounts that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

■

The Basic Death Benefit will terminate if withdrawals taken under Spousal Highest Daily Lifetime 6 Plus cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under Spousal Highest Daily Lifetime 6 Plus cause your Account Value to reduce to zero. (See “Death Benefit” for more information.)

■

The maximum charge for Spousal Highest Daily Lifetime 6 Plus is 1.50% annually of the greater of the Account Value and Protected Withdrawal Value. The current charge is 0.95% annually of the greater of Account Value and Protected Withdrawal Value. We deduct this charge on quarterly anniversaries of the benefit effective date. Thus, we deduct, on a quarterly basis, 0.2375% of the greater of the prior Valuation Day’s Account Value, or the prior Valuation Day’s Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account, and the DCA Fixed Rate Options (if applicable). Since this fee is based on the greater of the Account Value and Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime 6 Plus may be greater than it would have been, had it been based on the Account Value alone. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments. The following example is hypothetical and is for illustrative purposes only.

Assuming a benefit effective date of September 1, 2009 (which means that quarterly benefit anniversaries are: December 1, March 1, June 1, and September 1). Assume the Protected Withdrawal Value as of November 30, 2009 (prior Valuation Day’s Protected Withdrawal Value) = $200,000.00 and the Account Value as of November 30, 2009 (prior Valuation Day’s Account Value) = $195,000.00. The first benefit charge date would be December 1, 2009 and the benefit charge amount would be $475.00 ($200,000 X ..2375%)

If the deduction of the charge would result in the Account Value falling below the lesser of $500 or 5% of the sum of the Account Value on the effective date of the benefit plus all purchase payments made subsequent thereto (and any associated purchase Credits) (we refer to this as the “Account Value Floor”), we will only deduct that portion of the charge that would not cause the Account Value to fall below the Account Value Floor. If the entire Account Value is less than the Account Value Floor when we would deduct a charge for the benefit, then no charge will be assessed for that benefit quarter. If a charge for the Spousal Highest Daily Lifetime 6 Plus benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Account Value to zero, withdrawals may reduce the Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit and the Death Benefit (described above) will not be payable.

Election of and Designations under the Benefit

Spousal Highest Daily Lifetime 6 Plus can only be elected based on two designated lives. Designated lives must be natural persons who are each other’s spouses at the time of election of the benefit and at the death of the first of the designated lives to die. Currently, Spousal Highest Daily Lifetime 6 Plus only may be elected where the Owner, Annuitant, and Beneficiary designations are as follows:

■

One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner’s spouse. The youngest Owner/Annuitant and the beneficiary must be at least 50 years old and the oldest must be at least 55 years old at the time of election; or

■

Co-Annuity Owners, where the Owners are each other’s spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. The youngest Owner must be at least 50 years old and the oldest owner must be at least 55 years old at the time of election; or

■

One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) (“Custodial Account”), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. The youngest of the Annuitant and the Contingent Annuitant must be at least 50 years old and the oldest must be at least 55 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows:

(a)	if one Owner dies and the surviving spousal Owner assumes the Annuity, or
(b)

if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary designations under this benefit. If the Designated Lives divorce, however, the Spousal Highest Daily Lifetime 6

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Plus benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new Designated Life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

Spousal Highest Daily Lifetime 6 Plus can be elected at the time that you purchase your Annuity or after the Issue Date, subject to availability, and our eligibility rules and restrictions. If you elect Spousal Highest Daily Lifetime 6 Plus and terminate it, you can re-elect it, subject to our current rules and availability. Additionally, if you currently own an Annuity with a living benefit that is terminable, you may terminate your existing benefit rider and elect any available benefits subject to our current rules. See “Termination of Existing Benefits and Election of New Benefits” in the prospectus for information pertaining to elections, termination and re-election of benefits. Please note that if you terminate a living benefit and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. You and your Financial Professional should carefully consider whether terminating your existing benefit and electing a new benefit is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future.

Termination of the Benefit

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates: (i) if upon the death of the first designated life, the surviving designated life opts to take the death benefit under the Annuity (thus, the benefit does not terminate solely because of the death of the first designated life), (ii) upon the death of the second designated life (except as may be needed to pay the Death Benefit associated with this benefit), (iii) upon your termination of the benefit, (iv) upon your surrender of the Annuity, (v) upon your election to begin receiving annuity payments (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount), (vi) if both the Account Value and Annual Income Amount equal zero, or (vii) if you cease to meet our requirements as described in “Election of and Designations under the Benefit”.

Upon termination of Spousal Highest Daily Lifetime 6 Plus other than upon death of a designated life or annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. This final charge will be deducted even if it results in the Account Value falling below the Account Value Floor. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts (including any amounts in the DCA Fixed Rate Options), and (ii) unless you are participating in an asset allocation program (i.e., Custom Portfolios Program (we may have referred to the “Custom Portfolios Program” as the “Optional Allocation and Rebalancing Program” in other materials), Automatic Rebalancing Program, or 6 or 12 Month DCA Program) for which we are providing administrative support, transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account to your variable investment options, pro rata (i.e. in the same proportion as the current balances in your variable investment options). If prior to the transfer from the AST Investment Grade Bond Sub-account the Account Value in the variable investment options is zero, we will transfer such amounts according to your most recent allocation instructions.

How Spousal Highest Daily Lifetime 6 Plus Transfers Account Value between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account. See “How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account” above for information regarding this component of the benefit.

Additional Tax Considerations

If you purchase an annuity as an investment vehicle for “qualified” investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner’s lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts.

As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Spousal Highest Daily Lifetime 6 Plus through a non-qualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note all Non-lifetime Withdrawal provisions will apply.

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DEATH BENEFIT

WHAT TRIGGERS THE PAYMENT OF A DEATH BENEFIT?

Each Annuity provides a Death Benefit during its accumulation period. If an Annuity is owned by one or more natural persons, the Death Benefit is payable upon the first death of an Owner. If an Annuity is owned by an entity, the Death Benefit is payable upon the Annuitant’s death, if there is no Contingent Annuitant. Please note that if your Annuity is held as a Beneficiary Annuity and owned by one of the permissible entities, no death benefit will be payable since the Annuity will continue distributing the required distributions over the life expectancy of the Key Life until either the Account Value is depleted or the Annuity is fully surrendered. Generally, if a Contingent Annuitant was designated before the Annuitant’s death and the Annuitant dies, then the Contingent Annuitant becomes the Annuitant and a Death Benefit will not be paid at that time. The person upon whose death the Death Benefit is paid is referred to below as the “decedent.”

BASIC DEATH BENEFIT

Each Annuity provides a basic Death Benefit at no additional charge. The Insurance Charge we deduct daily from your Account Value allocated to the Sub-accounts is used, in part, to pay us for the risk we assume in providing the basic Death Benefit guarantee under an Annuity. Each Annuity also offers four different optional Death Benefits that can be purchased for an additional charge. The additional charge is deducted to compensate Prudential Annuities for providing increased insurance protection under the optional Death Benefits. Notwithstanding the additional protection provided under the optional Death Benefits, the additional cost has the impact of reducing the net performance of the investment options. In addition, with respect to XT6, under certain circumstances, your Death Benefit may be reduced by the amount of any Credits we applied to your Purchase Payments. (See “How are Credits Applied to My Account Value”.) Also, no basic Death Benefit will be paid if your Annuity terminates because your Account Value reaches zero (which can happen if, for example, you are taking withdrawals under an optional living benefit).

Considerations for Contingent Annuitants: We may allow the naming of a contingent annuitant when a Nonqualified Annuity contract is held by a pension plan or a tax favored retirement plan. In such a situation, the Annuity may no longer qualify for tax deferral where the Annuity contract continues after the death of the Annuitant. In some of our Annuities we allow for the naming of a co-annuitant, which also is used to mean the successor annuitant (and not another life used for measuring the duration of an annuity payment option). Like in the case of a contingent annuitant, the Annuity may no longer qualify for tax deferral where the contract continues after the death of the Annuitant. We may also allow the naming of a contingent annuitant when a Nonqualified Annuity contract is held by an entity subject to Section 72(u) of the Code as such Annuity does not receive tax deferral benefits.

For AS Cornerstone and XT6 Annuities, the existing basic Death Benefit (for all decedent ages) is the greater of:

■	The sum of all Purchase Payments (not including any Credits) less the sum of all proportional withdrawals.
■

The sum of your Account Value in the Sub-accounts, your Interim Value in the MVA Fixed Allocations, and any Account Value in the Benefit Fixed Rate Account or the DCA Fixed Rate Options (less the amount of any Credits applied within 12-months prior to the date of death, with respect to XT6 if allowable by applicable State law).

For ASL II Annuities issued before July 21, 2008 where death occurs before the decedent’s age 85, the basic Death Benefit is the greater of:

■	The sum of all Purchase Payments less the sum of all proportional withdrawals.
■	The sum of your Account Value in the Sub-accounts, your Interim Value in the MVA Fixed Allocations, and any Account Value in the Benefit Fixed Rate Account or the DCA Fixed Rate Options.

For ASL II Annuities issued before July 21, 2008 where death occurs after the decedent’s age 85, the Death Benefit is (a) your Account Value (for Annuities other than those issued in New York) or (b) your Account Value in the Sub-accounts plus your Interim Value in the Fixed Allocations, and any Account Value in the Benefit Fixed Rate Account or the DCA Fixed Rate Options (for Annuities issued in New York only).

For ASL II Annuities issued on or after July 21, 2008, subject to regulatory approval, the basic Death Benefit is the greater of:

■	The sum of all Purchase Payments less the sum of all proportional withdrawals.
■	The sum of your Account Value in the Sub-accounts, your Interim Value in the MVA Fixed Allocations, and any Account Value in the Benefit Fixed Rate Account or the DCA Fixed Rate Options.

“Proportional withdrawals” are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. For example, a withdrawal of 50% of Account Value would be considered as a 50% reduction in Purchase Payments for purposes of calculating the basic Death Benefit.

OPTIONAL DEATH BENEFITS

Two optional Death Benefits are offered for purchase with your Annuity to provide an enhanced level of protection for your beneficiaries. No optional Death Benefit is available if your Annuity is held as a Beneficiary Annuity. We reserve the right to cease offering any optional death benefit.

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Currently, these benefits are only offered in those jurisdictions where we have received regulatory approval and must be elected at the time that you purchase your Annuity. We may, at a later date, allow existing Annuity Owners to purchase an optional Death Benefit subject to our rules and any changes or restrictions in the benefits. The “Combination 5% Roll-up and Highest Anniversary Value” Death Benefit may only be elected individually, and cannot be elected in combination with any other optional Death Benefit. If you elect Spousal Lifetime Five, Spousal Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime 7 Plus or the BIO feature of the Highest Daily Lifetime Seven or the Highest Daily Lifetime 7 Plus suite of benefits, you are not permitted to elect an optional Death Benefit. With respect to XT6, under certain circumstances, each Optional Death Benefit that you elect may be reduced by the amount of Credits applied to your Purchase Payments.

Investment Restrictions may apply if you elect certain optional death benefits. See the chart in the “Investment Options” section of the Prospectus for a list of investment options available and permitted with each benefit.

Enhanced Beneficiary Protection Optional Death Benefit

The Enhanced Beneficiary Protection Optional Death Benefit is no longer available for new elections. It provides additional amounts to your Beneficiary that may be used to offset federal and state taxes payable on any taxable gains in your Annuity at the time of your death. Whether this benefit is appropriate for you may depend on your particular circumstances, including other financial resources that may be available to your Beneficiary to pay taxes on your Annuity should you die during the accumulation period. No benefit is payable if death occurs on or after the Annuity Date.

The Enhanced Beneficiary Protection Optional Death Benefit provided a benefit payable in addition to the basic Death Benefit and certain other optional death benefits you may elect in conjunction with this benefit. If the Annuity has one Owner, the Owner had to be age 75 or less at the time the benefit was purchased. If an Annuity has joint Owners, the oldest Owner had to be age 75 or less. If an Annuity is owned by an entity, the Annuitant had to be age 75 or less.

Calculation of Enhanced Beneficiary Protection Optional Death Benefit

If you purchased the Enhanced Beneficiary Protection Optional Death Benefit, the Death Benefit is calculated as follows:

1.	the basic Death Benefit described above;

PLUS

2.	40% of your “Growth” under an Annuity, as defined below.

“Growth” means the sum of your Account Value in the Sub-accounts and your Interim Value in the MVA Fixed Allocations, minus the total of all Purchase Payments (less the amount of any Credits applied within 12-months prior to the date of death, with respect to XT6 if allowed by applicable State law) reduced by the sum of all proportional withdrawals.

“Proportional withdrawals” are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. For example, a withdrawal of 50% of Account Value would be considered as a 50% reduction in Purchase Payments.

The Enhanced Beneficiary Protection Optional Death Benefit is subject to a maximum of 100% of all Purchase Payments applied to an Annuity at least 12 months prior to the death of the decedent that triggers the payment of the Death Benefit.

The Enhanced Beneficiary Protection Optional Death Benefit was offered in those jurisdictions where we received regulatory approval. With respect to XT6 and ASL II, please see Appendix D for a description of the Enhanced Beneficiary Protection Optional Death Benefit offered before November 18, 2002 in those jurisdictions where we received regulatory approval. Please refer to the section entitled “Tax Considerations” for a discussion of special tax considerations for purchasers of this benefit. The Enhanced Beneficiary Protection Death Benefit was not available if you elected the “Combination 5% Roll-up and Highest Anniversary Value” Death Benefit, the Spousal Lifetime Five Income Benefit, Spousal Highest Daily Lifetime Seven or Highest Daily Lifetime Seven with BIO.

See Appendix B for examples of how the Enhanced Beneficiary Protection Optional Death Benefit is calculated.

Highest Anniversary Value Death Benefit (“HAV”)

If an Annuity has one Owner, the Owner must be age 79 or less at the time the Highest Anniversary Value Optional Death Benefit is purchased. If an Annuity has joint Owners, the oldest Owner must be age 79 or less. If an Annuity is owned by an entity, the Annuitant must be age 79 or less.

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Certain of the Portfolios offered as Sub-accounts under the Annuity are not available if you elect the Highest Anniversary Value Death Benefit. In addition, we reserve the right to require you to use certain asset allocation model(s) if you elect this death benefit.

Calculation of Highest Anniversary Value Death Benefit

The HAV Death Benefit depends on whether death occurs before or after the Death Benefit Target Date.

If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greater of:

1.	the basic Death Benefit described above; and
2.	the Highest Anniversary Value as of the Owner’s date of death.

If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:

1.	the basic Death Benefit described above; and
2.	the Highest Anniversary Value on the Death Benefit Target Date plus the sum of all Purchase Payments (including any Credits applied to such Purchase Payments more than twelve (12) months prior to date of death in the case of XT6 or as otherwise provided for under applicable State law) less the sum of all proportional withdrawals since the Death Benefit Target Date.

The amount determined by this calculation is increased by any Purchase Payments received after the Owner’s date of death and decreased by any proportional withdrawals since such date.

The Highest Anniversary Value Death Benefit described above is currently being offered in those jurisdictions where we have received regulatory approval. The Highest Anniversary Value Death Benefit is not available if you have elected the “Combination 5% Roll-up and Highest Anniversary Value” or the “Highest Daily Value” Death Benefit. It is also not available with Spousal Lifetime Five, Spousal Highest Daily Lifetime Seven, or the Spousal Highest Daily Lifetime 7 Plus benefit. With respect to XT6 and ASL II, please see Appendix D for a description of the Guaranteed Minimum Death Benefit offered before November 18, 2002 in those jurisdictions where we received regulatory approval.

Please refer to the definition of Death Benefit Target Date below. This death benefit may not be an appropriate feature where the Owner’s age is near the age specified in the Death Benefit Target Date. This is because the benefit may not have the same potential for growth as it otherwise would, since there will be fewer contract anniversaries before the death benefit target date is reached. The death benefit target date under this death benefit is earlier than the death benefit target date under the Combination 5% Roll-up and Highest Anniversary Value Death Benefit for Owners who are age 76 or older when an Annuity is issued, which may result in a lower value on the death benefit, since there will be fewer contract anniversaries before the death benefit target date is reached.

See Appendix B for examples of how the Highest Anniversary Value Death Benefit is calculated.

Combination 5% Roll-up and Highest Anniversary Value Death Benefit

If an Annuity has one Owner, the Owner must be age 79 or less at the time the Combination 5% Roll-up and HAV Optional Death Benefit is purchased. If an Annuity has joint Owners, the oldest Owner must be age 79 or less. If the Annuity is owned by an entity, the Annuitant must be age 79 or less.

Certain of the Portfolios offered as Sub-accounts under an Annuity are not available if you elect the Combination 5% Roll-up and HAV Death Benefit. If you elect this benefit, you must allocate your Account Value in accordance with the then permitted and available option(s). In addition, we reserve the right to require you to use certain asset allocation model(s) if you elect this Death Benefit.

Calculation of the Combination 5% Roll-up and Highest Anniversary Value Death Benefit

The Combination 5% Roll-up and HAV Death Benefit equals the greatest of:

1.	the basic Death Benefit described above; and
2.	the Highest Anniversary Value Death Benefit described above; and
3.	5% Roll-up described below.

The calculation of the 5% Roll-up depends on whether death occurs before or after the Death Benefit Target Date.

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If the Owner dies before the Death Benefit Target Date the 5% Roll up is equal to:

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all purchase payments (including any Credits applied to such purchase payments more than twelve (12) months prior to date of death in the case of XT6 or as otherwise provided for under applicable State law) increasing at an annual effective interest rate of 5% starting on the date that each purchase payment is made and ending on the Owner’s date of death;

MINUS

■

the sum of all withdrawals, dollar for dollar up to 5% of the Roll-up value as of the prior contract anniversary (or Issue Date if the withdrawal is in the first contract year). Any withdrawals in excess of the 5% dollar for dollar limit are proportional.

If the Owner dies on or after the Death Benefit Target Date the 5% Roll-up is equal to:

■

the 5% Roll-up value as of the Death Benefit Target Date increased by total Purchase Payments (including any Credits applied to such purchase payments more than twelve (12) months prior to date of death in the case of XT6 or as otherwise provided for under applicable State law) made after the Death Benefit Target Date;

MINUS

■	the sum of all withdrawals which reduce the 5% Roll-up proportionally.

In the case of XT6, as indicated, the amounts calculated in Items 1, 2 and 3 above (before, on or after the Death Benefit Target Date) may be reduced by any Credits under certain circumstances, if allowed under applicable State law. Please refer to the definitions of Death Benefit Target Date below. This Death Benefit may not be an appropriate feature where the Owner’s age is near the age specified in the Death Benefit Target Date. This is because the benefit may not have the same potential for growth as it otherwise would, since there will be fewer Annuity anniversaries before the Death Benefit Target Date is reached.

The “Combination 5% Roll-up and Highest Anniversary Value” Death Benefit described above is currently being offered in those jurisdictions where we have received regulatory approval. The “Combination 5% Roll-up and Highest Anniversary Value” Death Benefit is not available if you elect any other optional Death Benefit or elect Spousal Lifetime Five, Spousal Highest Daily Lifetime Seven, or the BIO feature of Highest Daily Lifetime Seven or the Highest Daily Lifetime 7 Plus benefit. In the case of XT6 and ASL II, please see Appendix D for a description of the Guaranteed Minimum Death Benefit offered before November 18, 2002 in those jurisdictions where we received regulatory approval.

See Appendix B for examples of how the “Combination 5% Roll-up and Highest Anniversary Value” Death Benefit is calculated.

Key Terms Used with the Highest Anniversary Value Death Benefit and the Combination 5% Roll-up and Highest Anniversary Value Death Benefit:

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The Death Benefit Target Date for the Highest Anniversary Value Death Benefit is the contract anniversary on or after the 80th birthday of the current Owner, the oldest of either joint Owner or the Annuitant, if entity owned.

■

The Death Benefit Target Date for the Combination 5% Roll-up and HAV Death Benefit is the later of the contract anniversary on or after the 80th birthday of the current Owner, the oldest of either joint Owner or the Annuitant, if entity owned, or five years after the Issue Date of an Annuity.

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The Highest Anniversary Value equals the highest of all previous “Anniversary Values” less proportional withdrawals since such anniversary and plus any Purchase Payments (including any Credits applied to such Purchase Payments more than twelve (12) months prior to the date of death in the case of XT6 or as otherwise provided for under applicable State law) since such anniversary.

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The Anniversary Value is the Account Value in the Sub-accounts plus the Interim Value in any MVA Fixed Allocations as of each anniversary of the Issue Date of an Annuity. The Anniversary Value on the Issue Date is equal to your Purchase Payment. (including any Credits applied to such Purchase Payments more than twelve (12) months prior to the date of death in the case of XT6 or as otherwise provided for under applicable State law)

■

Proportional Withdrawals are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. Proportional withdrawals result in a reduction to the Highest Anniversary Value or 5% Roll-up value by reducing such value in the same proportion as the Account Value was reduced by the withdrawal as of the date the withdrawal occurred. For example, if your Highest Anniversary Value or 5% Roll-up value is $125,000 and you subsequently withdraw $10,000 at a time when your Account Value is equal to $100,000 (a 10% reduction), when calculating the optional Death Benefit we will reduce your Highest Anniversary Value ($ 125,000) by 10% or $12,500.

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Highest Daily Value Death Benefit (“HDV”)

The Highest Daily Value Death Benefit is no longer available for new elections. If an Annuity has one Owner, the Owner must have been age 79 or less at the time the Highest Daily Value Death Benefit was elected. If an Annuity has joint Owners, the older Owner must have been age 79 or less. If there are joint Owners, death of the Owner refers to the first to die of the joint Owners. If an Annuity is owned by an entity, the Annuitant must have been age 79 or less at the time of election and death of the Owner refers to the death of the Annuitant.

If you elected this benefit, you allocate your Account Value in accordance with the permitted and available option(s) with this benefit.

The HDV Death Benefit depends on whether death occurs before or after the Death Benefit Target Date (see the definitions below).

If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greater of:

1.	the basic Death Benefit described above (including any Credits applied to such Purchase Payments more than twelve (12) months prior to the date of death in the case of XT6 or as otherwise provided for under applicable State law); and
2.	the HDV as of the Owner’s date of death.

If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:

1.	the basic Death Benefit described above; and
2.	the HDV on the Death Benefit Target Date plus the sum of all Purchase Payments (including any Credits applied to such Purchase Payments more than twelve (12) months prior to the date of death in the case of XT6 or as otherwise provided for under applicable State law) less the sum of all proportional withdrawals since the Death Benefit Target Date.

The amount determined by this calculation is increased by any Purchase Payments received after the Owner’s date of death and decreased by any proportional withdrawals since such date.

The Highest Daily Value Death Benefit described above was offered in those jurisdictions where we received regulatory approval. The Highest Daily Value Death Benefit was not available if you elected the Guaranteed Return Option, Guaranteed Return Option Plus, Guaranteed Return Option Plus 2008, Highest Daily GRO, Spousal Lifetime Five, Highest Daily Lifetime Five, Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, or the BIO feature of Highest Daily Lifetime Seven or the Highest Daily Lifetime 7 Plus benefit, the “Combination 5% Roll-up and Highest Anniversary Value” Death Benefit, or the Highest Anniversary Value Death Benefit.

Key Terms Used with the Highest Daily Value Death Benefit:

■

The Death Benefit Target Date for the Highest Daily Value Death Benefit is the later of an Annuity anniversary on or after the 80th birthday of the current Owner, or the older of either the joint Owner or the Annuitant, if entity owned, or five years after the Issue Date of an Annuity.

■

The Highest Daily Value equals the highest of all previous “Daily Values” less proportional withdrawals since such date and plus any Purchase Payments (plus associated Credits applied more than twelve (12) months prior to the date of death in the case of XT6 or as otherwise provided for under applicable State law) since such date.

■

The Daily Value is the Account Value as of the end of each Valuation Day. The Daily Value on the Issue Date is equal to your Purchase Payment (plus associated Credits applied more than twelve (12) months prior to the date of death in the case of XT6 or as otherwise provided for under applicable State law).

■

Proportional Withdrawals are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. Proportional withdrawals result in a reduction to the Highest Daily Value by reducing such value in the same proportion as the Account Value was reduced by the withdrawal as of the date the withdrawal occurred. For example, if your Highest Daily Value is $125,000 and you subsequently withdraw $10,000 at a time when your Account Value is equal to $100,000 (a 10% reduction), when calculating the optional Death Benefit we will reduce your Highest Daily Value ($125,000) by 10% or $12,500.

Please see Appendix B to this prospectus for a hypothetical example of how the HDV Death Benefit is calculated.

Annuities with Joint Owners

For Annuities with Joint Owners, the Death Benefits are calculated as shown above except that the age of the oldest of the joint Owners is used to determine the Death Benefit Target Date. NOTE: If you and your spouse own your Annuity jointly, we will pay the Death Benefit to the Beneficiary. If the sole primary Beneficiary is the surviving spouse, then the surviving spouse can elect to

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assume ownership of your Annuity and continue the Annuity instead of receiving the Death Benefit (unless the Annuity is held as a Beneficiary Annuity).

Annuities Owned by Entities

For Annuities owned by an entity, the Death Benefits are calculated as shown above except that the age of the Annuitant is used to determine the Death Benefit Target Date. Payment of the Death Benefit is based on the death of the Annuitant (or Contingent Annuitant, if applicable).

Can I terminate the optional Death Benefits? Do the optional Death Benefits terminate under other circumstances?

You can terminate the Enhanced Beneficiary Protection Death Benefit and the Highest Anniversary Value Death Benefit at any time. The “Combination 5% Roll-up and HAV Death Benefit” and the HDV Death Benefit may not be terminated once elected. The optional Death Benefits will terminate automatically on the Annuity Date. Also, if you elected one of either the Highest Anniversary Value or the Combination 5% Roll-up and HAV Death Benefits and, in addition, are taking withdrawals under a guaranteed minimum withdrawal or a lifetime guaranteed minimum withdrawal benefit, these optional Death Benefits will terminate if such withdrawals cause your Account Value to reduce to zero. We may also terminate any optional Death Benefit if necessary to comply with our interpretation of the Code and applicable regulations. For jointly owned Annuities, the optional death benefits are payable upon the first death of either Owner and therefore terminate and do not continue if a surviving spouse continues the annuity. Where an Annuity is structured so that it is owned by a grantor trust but the annuitant is not the grantor, then the Annuity is required to terminate upon the death of the grantor if the grantor pre-deceases the annuitant under Section 72(s) of the Code. Under this circumstance, the Surrender Value will be paid out to the beneficiary and it is not eligible for the death benefit provided under the contract.

What are the charges for the optional Death Benefits?

For elections of the Highest Anniversary Value Death Benefit and the Combination 5% Roll-Up and HAV Death Benefit made on or after May 1, 2009, we impose a charge equal to 0.40% and 0.80%, respectively, per year of the average daily net assets of the Sub-accounts. For elections of the Highest Anniversary Value Death Benefit and the Combination 5% Roll-Up and HAV Death Benefit that were made prior to May 1, 2009, we impose a charge equal to 0.25% and 0.50%, respectively, per year of the average daily net assets of the Sub-accounts. We deduct a charge equal to 0.25% per year of the average daily net assets of the Sub-accounts for the Enhanced Beneficiary Protection Death Benefit and 0.50% per year of the average daily net assets of the Sub-accounts the HDV Death Benefit. We deduct the charge for each of these benefits to compensate Prudential Annuities for providing increased insurance protection under the optional Death Benefits. The additional annual charge is deducted daily against your Account Value allocated to the Sub-accounts.

Please refer to the section entitled “Tax Considerations” for additional considerations in relation to the optional Death Benefit.

PRUDENTIAL ANNUITIES’ ANNUITY REWARDS

What is the Annuity Rewards Benefit in AS Cornerstone and XT6?

Annuity Rewards is a death benefit enhancement that Owners can elect when the original CDSC period is over. To be eligible to elect Annuity Rewards, the Account Value on the date that the Annuity Rewards benefit is effective must be greater than the amount that would be payable to the Beneficiary under the Death Benefit (including any amounts payable under any Optional Death Benefit then in effect). In addition, the effective date must occur before annuity payments begin. There can only be one effective date for the Annuity Rewards Death Benefit enhancement. There is no additional charge for electing the Annuity Rewards Death Benefit enhancement.

Annuity Rewards offers Owners the ability to lock in an amount equal to the Account Value in the Sub-accounts plus the MVA Fixed Allocations (without the effect of any MVA) as an enhancement to their current basic Death Benefit, so their beneficiaries will not receive less than an Annuity’s value as of the effective date of the benefit. Under the Annuity Rewards Benefit, Prudential Annuities guarantees that the Death Benefit will not be less than:

■	your Account Value in the Sub-accounts plus the Interim Value in any MVA Fixed Allocations as of the effective date of the benefit

■	MINUS any proportional withdrawals following the effective date of the benefit

■	PLUS any additional purchase payments applied to your Annuity following the effective date of the benefit.

The Annuity Rewards Death Benefit enhancement does not affect the calculation of the basic Death Benefit or any Optional Death Benefits available under an Annuity. If the Death Benefit amount payable under your Annuity’s basic Death Benefit or any Optional Death Benefits you purchase is greater than the enhanced Death Benefit under the Annuity Rewards Benefit on the date the Death Benefit is calculated, your beneficiary will receive the greater amount. Annuity Rewards is not available under ASL II or if your Annuity is held as a Beneficiary Annuity.

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Who is eligible for the Annuity Rewards benefit?

Owners can elect the Annuity Rewards Death Benefit enhancement when the original CDSC period is over. However, the Account Value on the date that the Annuity Rewards benefit is effective, must be greater than the amount that would be payable to the Beneficiary under the Death Benefit (including any amounts payable under any Optional Death Benefit then in effect). The effective date must occur before annuity payments begin. There can only be one effective date for the Annuity Rewards Death Benefit enhancement. There is no additional charge for electing the Annuity Rewards Death Benefit enhancement.

PAYMENT OF DEATH BENEFITS

Alternative Death Benefit Payment Options – Annuities owned by Individuals (not associated with Tax-Favored Plans)

Except in the case of a spousal assumption as described below, upon your death, certain distributions must be made under the Annuity. The required distributions depend on whether you die before you start taking annuity payments under the Annuity or after you start taking annuity payments under the Annuity.

If you die on or after the Annuity Date, the remaining portion of the interest in the Annuity must be distributed at least as rapidly as under the method of distribution being used as of the date of death.

In the event of your death before the Annuity Date, the Death Benefit must be distributed:

■	within five (5) years of the date of death (the “5 Year Deadline”); or
■

as a series of payments not extending beyond the life expectancy of the Beneficiary or over the life of the beneficiary. Payments under this option must begin within one year of the date of death. If the Beneficiary does not begin installments by such time, then we require that the Beneficiary take the Death Benefit as a lump sum within the 5 Year Deadline.

Unless you have made an election prior to Death Benefit proceeds becoming due, a Beneficiary can elect to receive the Death Benefit proceeds under the Beneficiary Continuation Option as described below in the section entitled “Beneficiary Continuation Option,” as a series of required distributions.

If the Annuity is held as a Beneficiary Annuity, the payment of the Death Benefit must be distributed:

■	as a lump sum payment; or
■

Unless you have made an election prior to Death Benefit proceeds becoming due, a beneficiary can elect to receive the Death Benefit proceeds under the Beneficiary Continuation Option as described below in the section entitled “Beneficiary Continuation Option,” as a series of required distributions.

Upon our receipt of proof of death, we will send to the beneficiary materials that list these payment options.

Alternative Death Benefit Payment Options – Annuities Held by Tax-Favored Plans

The Code provides for alternative death benefit payment options when an Annuity is used as an IRA, 403(b) or other “qualified investment” that requires minimum distributions. Upon your death under an IRA, 403(b) or other “qualified investment”, the designated Beneficiary may generally elect to continue the Annuity and receive Required Minimum Distributions under the Annuity instead of receiving the death benefit in a single payment. The available payment options will depend on whether you die before the date Required Minimum Distributions under the Code were to begin, whether you have named a designated beneficiary and whether the Beneficiary is your surviving spouse.

■

If you die after a designated beneficiary has been named, the death benefit must be distributed by December 31st of the year including the five year anniversary of the date of death, or as periodic payments not extending beyond the life expectancy of the designated beneficiary (provided such payments begin by December 31st of the year following the year of death). If the Beneficiary does not begin installments by such time, then we require that the Beneficiary take the Death Benefit as a lump sum within the 5 Year Deadline. However, if your surviving spouse is the beneficiary, the death benefit can be paid out over the life expectancy of your spouse with such payments beginning no later than December 31st of the year following the year of death or December 31st of the year in which you would have reached age 70 1/2, which ever is later. Additionally, if the contract is payable to (or for the benefit of) your surviving spouse, then the Annuity may be continued with your spouse as the owner. Note that the Worker, Retiree and Employer Recovery Act of 2008 suspended Required Minimum Distributions for 2009. If your beneficiary elects to receive full distribution by December 31st of the year including the five year anniversary of the date of death, 2009 shall not be included in the five year requirement period. This effectively extends this period to December 31st of the year including the six year anniversary date of death.

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If you die before a designated beneficiary is named and before the date required minimum distributions must begin under the Code, the death benefit must be paid out by December 31st of the year including the five year anniversary of the date of death. If the Beneficiary does not begin installments by such time, then we require that the Beneficiary take the Death Benefit as a lump sum within the 5 Year Deadline. For contracts where multiple beneficiaries have been named and at least one of the beneficiaries does not qualify as a designated beneficiary and the account has not been divided into separate accounts by December 31st of the year following the year of death, such contract is deemed to have no designated beneficiary. For this distribution requirement also, 2009 shall not be included in the five year requirement period.

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If you die before a designated beneficiary is named and after the date required minimum distributions must begin under the Code, the death benefit must be paid out at least as rapidly as under the method then in effect. For contracts where multiple beneficiaries have been named and at least one of the beneficiaries does not qualify as a designated beneficiary and the account has not been divided into separate accounts by December 31st of the year following the year of death, such contract is deemed to have no designated beneficiary.

A beneficiary has the flexibility to take out more each year than mandated under the required minimum distribution rules.

Until withdrawn, amounts in an IRA, 403(b) or other “qualified investment” continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the Required Minimum Distribution rules, are subject to tax. You may wish to consult a professional tax advisor for tax advice as to your particular situation.

For a Roth IRA, if death occurs before the entire interest is distributed, the death benefit must be distributed under the same rules applied to IRAs where death occurs before the date Required Minimum Distributions must begin under the Code.

The tax consequences to the beneficiary may vary among the different death benefit payment options. See the Tax Considerations section of this prospectus, and consult your tax advisor.

Beneficiary Continuation Option

Instead of receiving the death benefit in a single payment, or under an Annuity Option, a beneficiary may take the death benefit under an alternative death benefit payment option, as provided by the Code and described above under the sections entitled “Payment of Death Benefits” and “Alternative Death Benefit Payment Options – Annuities Held by Tax-Favored Plans.” This “Beneficiary Continuation Option” is described below and is available for both qualified Annuities (i.e. annuities sold to an IRA, Roth IRA, SEP IRA, or 403(b)), Beneficiary Annuities and non-qualified Annuities.

Under the Beneficiary Continuation Option:

■	The beneficiary must apply at least $15,000 to the Beneficiary Continuation Option. Thus, the Death Benefit must be at least $15,000.
■	The Owner’s Annuity will be continued in the Owner’s name, for the benefit of the beneficiary.
■

Beginning on the date we receive an election by the beneficiary to take the death benefit in a form other than a lump sum, the beneficiary will incur a Settlement Service Charge which is an annual charge assessed on a daily basis against the average assets allocated to the Sub-accounts. For non-qualified Annuities the charge is 1.00% per year, and for qualified Annuities the charge is 1.40% per year.

■

Beginning on the date we receive an election by the beneficiary to take the death benefit in a form other than a lump sum, the beneficiary will incur an annual maintenance fee equal to the lesser of $30 or 2% of Account Value. For non-qualified annuities, the fee will only apply if the Account Value is less than $25,000 at the time the fee is assessed. The fee will not apply if it is assessed 30 days prior to a surrender request.

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The initial Account Value will be equal to any death benefit (including any optional death benefit) that would have been payable to the beneficiary if the beneficiary had taken a lump sum distribution.

■	The available Sub-accounts will be among those available to the Owner at the time of death, however certain Sub-Accounts may not be available.
■	The beneficiary may request transfers among Sub-accounts, subject to the same limitations and restrictions that applied to the Owner. Transfers in excess of 20 per year will incur a $10 transfer fee.
■

No Fixed Allocations or fixed interest rate options will be offered for the non-qualified Beneficiary Continuation Options. However, for qualified Annuities, the Fixed Allocations will be those offered at the time the Beneficiary Continuation Option is elected.

■	No additional Purchase Payments can be applied to the Annuity.
■	The basic death benefit and any optional benefits elected by the Owner will no longer apply to the beneficiary.
■

The beneficiary can request a withdrawal of all or a portion of the Account Value at any time, unless the Beneficiary Continuation Option was the payout predetermined by the Owner and the Owner restricted the beneficiary’s withdrawal rights.

■	Withdrawals are not subject to CDSC.
■

Upon the death of the beneficiary, any remaining Account Value will be paid in a lump sum to the person(s) named by the beneficiary (successor), unless the successor chooses to continue receiving payments.

■

If the beneficiary elects to receive the death benefit proceeds under the Beneficiary Continuation Option, we must receive the election in good order at least 14 days prior to the first required distribution. If, for any reason, the election impedes our ability to complete the first distribution by the required date, we will be unable to accept the election.

Currently only Investment Options corresponding to Portfolios of the Advanced Series Trust and the ProFund VP are available under the Beneficiary Continuation Option.

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In addition to the materials referenced above, the Beneficiary will be provided with a prospectus and a settlement agreement describing the Beneficiary Continuation Option. We may pay compensation to the broker-dealer of record on the Annuity based on amounts held in the Beneficiary Continuation Option. Please contact us for additional information on the availability, restrictions and limitations that will apply to a beneficiary under the Beneficiary Continuation Option.

Spousal Assumption of Annuity

You may name your spouse as your beneficiary. If you and your spouse own your Annuity jointly, we assume that the sole primary beneficiary will be the surviving spouse unless you elect an alternative Beneficiary Designation. Unless you elect an alternative Beneficiary Designation or the Annuity is held as a Beneficiary Annuity (if available under your Annuity), the spouse beneficiary may elect to assume ownership of the Annuity instead of taking the Death Benefit payment. Any Death Benefit (including any optional Death Benefits) that would have been payable to the Beneficiary will become the new Account Value as of the date we receive due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the surviving spouse, the new Account Value will be considered as the initial Purchase Payment. No CDSC will apply to the new Account Value. However, any additional Purchase Payments applied after the date the assumption is effective will be subject to all provisions of the Annuity, including any CDSC that may apply to the additional Purchase Payments.

A surviving spouse’s ability to continue ownership of the Annuity may be impacted (see “Managing Your Annuity – Spousal Designations”). Please consult your tax or legal adviser for more information about such impact in your state.

See the section entitled “Managing Your Annuity – Spousal Designations” and “Contingent Annuitant” for a discussion of the treatment of a spousal Contingent Annuitant in the case of the death of the Annuitant in an Annuity owned by a Custodial Account.

When do you determine the Death Benefit?

We determine the amount of the Death Benefit as of the date we receive “due proof of death” (and in certain limited circumstances as of the date of death), any instructions we require to determine the method of payment and any other written representations we require to determine the proper payment of the Death Benefit. “Due proof of death” may include a certified copy of a death certificate, a certified copy of a decree of a court of competent jurisdiction as to the finding of death or other satisfactory proof of death. Upon our receipt of “due proof of death” we automatically transfer the Death Benefit to the AST Money Market Sub-account until we further determine the universe of eligible Beneficiaries. Once the universe of eligible Beneficiaries has been determined each eligible Beneficiary may allocate his or her eligible share of the Death Benefit to an eligible annuity payment option.

Each Beneficiary must make an election as to the method they wish to receive their portion of the Death Benefit. Absent an election of a Death Benefit payment method, no Death Benefit can be paid to the Beneficiary. We may require written acknowledgment of all named Beneficiaries before we can pay the Death Benefit. During the period from the date of death until we receive all required paper work, the amount of the Death Benefit is impacted by the Insurance Charge and may be subject to market fluctuations.

Exceptions to Amount of Death Benefit

There are certain exceptions to the amount of the Death Benefit.

Submission of Due Proof of Death after One Year. If we receive Due Proof of Death more than one year after the date of death, we reserve the right to limit the Death Benefit to the Unadjusted Account Value on the date we receive Due Proof of Death (i.e., we would not pay the minimum Death Benefit or any Optional Death Benefit).

Death Benefit Suspension Period. You should be aware that there is a Death Benefit suspension period (unless prohibited by applicable law). If the decedent was not the Owner or Annuitant as of the Issue Date (or within 60 days thereafter), and did not become the Owner or Annuitant due to the prior Owner’s or Annuitant’s death, any Death Benefit (including any optional Death Benefit) that applies will be suspended for a two-year period as to that person from the date he or she first became Owner or Annuitant. While the two year suspension is in effect, the Death Benefit amount will equal the Account Value plus the Interim Value in the MVA Fixed Allocations, less (if allowed by applicable state law) any Purchase Credits (for XT6) granted during the period beginning 12 months prior to decedent’s date of death and ending on the date we receive Due Proof of death. Thus, if you had elected an Optional Death Benefit, and the suspension were in effect, you would be paying the fee for the Optional Death Benefit even though during the suspension period your Death Benefit would have been limited to the Account Value plus the Interim Value in the MVA Fixed Allocations. After the two year suspension period is completed, the Death Benefit is the same as if the suspension period had not been in force. See the section of the prospectus above generally with regard to changes of Owner and Annuitant that are allowable.

With respect to a Beneficiary Annuity, the Death Benefit is triggered by the death of the beneficial Owner (or the Key Life, if entity-owned). However, if the Annuity is held as a Beneficiary Annuity, the Owner is an entity, and the Key Life is already deceased, then no Death Benefit is payable upon the death of the beneficial Owner.

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VALUING YOUR INVESTMENT

HOW IS MY ACCOUNT VALUE DETERMINED?

During the accumulation period, your Annuity has an Account Value. The Account Value is determined separately for each Sub-account allocation and for each Fixed Allocation. The Account Value is the sum of the values of each Sub-account allocation and the value of each Fixed Allocation. For Annuities with a Highest Daily Lifetime Five election, Account Value also includes the value of any allocation to the Benefit Fixed Rate Account. See the “Living Benefits – Highest Daily Lifetime Five” section of the Prospectus for a description of the Benefit Fixed Rate Account. The Account Value does not reflect any CDSC that may apply to a withdrawal or surrender. With respect to XT6, the Account Value includes any Credits we applied to your Purchase Payments which we are entitled to take back under certain circumstances. When determining the Account Value on a day more than 30 days prior to a MVA Fixed Allocation’s Maturity Date, the Account Value may include any Market Value Adjustment that would apply to a MVA Fixed Allocation (if withdrawn or transferred) on that day.

WHAT IS THE SURRENDER VALUE OF MY ANNUITY?

The Surrender Value of your Annuity is the value available to you on any day during the accumulation period. The Surrender Value is defined under “Glossary of Terms” above.

HOW AND WHEN DO YOU VALUE THE SUB-ACCOUNTS?

When you allocate Account Value to a Sub-account, you are purchasing units of the Sub-account. Each Sub-account invests exclusively in shares of an underlying Portfolio. The value of the Units fluctuates with the market fluctuations of the Portfolios. The value of the Units also reflects the daily accrual for the Insurance Charge, the Distribution Charge (if applicable), and if you elected one or more optional benefits whose annual charge is deducted daily, the additional charge made for such benefits. There may be several different Unit Prices for each Sub-account to reflect the Insurance Charge, any Distribution Charge and the charges for any optional benefits. The Unit Price for the Units you purchase will be based on the total charges for the benefits that apply to your Annuity. See the section entitled “What Happens to My Units When There is a Change in Daily Asset-Based Charges?” for a detailed discussion of how Units are purchased and redeemed to reflect changes in the daily charges that apply to your Annuity.

Each Valuation Day, we determine the price for a Unit of each Sub-account, called the “Unit Price.” The Unit Price is used for determining the value of transactions involving Units of the Sub-accounts. We determine the number of Units involved in any transaction by dividing the dollar value of the transaction by the Unit Price of the Sub-account as of the Valuation Day.

Example

Assume you allocate $5,000 to a Sub-account. On the Valuation Day you make the allocation, the Unit Price is $14.83. Your $5,000 buys 337.154 Units of the Sub-account. Assume that later, you wish to transfer $3,000 of your Account Value out of that Sub-account and into another Sub-account. On the Valuation Day you request the transfer, the Unit Price of the original Sub-account has increased to $16.79 and the Unit Price of the new Sub-account is $17.83. To transfer $3,000, we sell 178.677 Units at the current Unit Price, leaving you 158.477 Units. We then buy $3,000 of Units of the new Sub-account at the Unit Price of $17.83. You would then have 168.255 Units of the new Sub-account.

HOW DO YOU VALUE FIXED ALLOCATIONS?

During the Guarantee Period, we use the concept of an Interim Value for the MVA Fixed Allocations. The Interim Value can be calculated on any day and is equal to the initial value allocated to an MVA Fixed Allocation plus all interest credited to an MVA Fixed Allocation as of the date calculated. The Interim Value does not include the impact of any Market Value Adjustment. If you made any transfers or withdrawals from an MVA Fixed Allocation, the Interim Value will reflect the withdrawal of those amounts and any interest credited to those amounts before they were withdrawn. To determine the Account Value of an MVA Fixed Allocation on any day more than 30 days prior to its Maturity Date, we multiply the Account Value of the MVA Fixed Allocation times the Market Value Adjustment factor. In addition to MVA Fixed Allocations that are subject to a Market Value Adjustment, we offer DCA Fixed Rate Options that are used with our 6 or 12 Month Dollar Cost Averaging Program, and are not subject to any MVA. Account Value allocated to the DCA Fixed Rate Options earns the declared rate of interest while it is transferred over a 6 month or 12 month period into the Sub-accounts that you have designated.

WHEN DO YOU PROCESS AND VALUE TRANSACTIONS?

Prudential Annuities is generally open to process financial transactions on those days that the New York Stock Exchange (NYSE) is open for trading. There may be circumstances where the NYSE does not open on a regularly scheduled date or time or closes at an earlier time than scheduled (normally 4:00 p.m. EST). Generally, financial transactions requested before the close of the NYSE which meet our requirements will be processed according to the value next determined following the close of business. Financial transactions requested on a non-Valuation Day or after the close of the NYSE will be processed based on the value next computed on the next Valuation Day. There may be circumstances when the opening or closing time of the NYSE is different than other major stock exchanges, such as NASDAQ or the American Stock Exchange. Under such circumstances, the closing time of the NYSE will be used when valuing and processing transactions.

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There may be circumstances where the NYSE is open, however, due to inclement weather, natural disaster or other circumstances beyond our control, our offices may be closed or our business processing capabilities may be restricted. Under those circumstances, your Account Value may fluctuate based on changes in the Unit Values, but you may not be able to transfer Account Value, or make a purchase or redemption request. The NYSE is closed on the following nationally recognized holidays: New Year’s Day, Martin Luther King, Jr. Day, Presidents’ Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving, and Christmas. On those dates, we will not process any financial transactions involving purchase or redemption orders.

Prudential Annuities will also not process financial transactions involving purchase or redemption orders or transfers on any day that:

■	trading on the NYSE is restricted;
■	an emergency, as determined by the SEC, exists making redemption or valuation of securities held in the separate account impractical; or
■	the SEC, by order, permits the suspension or postponement for the protection of security holders.

If, pursuant to SEC rules, the AST Money Market Portfolio suspends payment of redemption proceeds in connection with a liquidation of the Portfolio, we will delay payment of any transfer, full or partial withdrawal, or death benefit from the AST Money Market Sub-account until the Portfolio is liquidated.

Initial Purchase Payments: We are required to allocate your initial Purchase Payment to the Sub-accounts within two (2) Valuation Days after we receive all of our requirements at our office to issue an Annuity. If we do not have all the required information to allow us to issue your Annuity, we may retain the Purchase Payment while we try to reach you or your representative to obtain all of our requirements. If we are unable to obtain all of our required information within five (5) Valuation Days, we are required to return the Purchase Payment to you at that time, unless you specifically consent to our retaining the Purchase Payment while we gather the required information. Once we obtain the required information, we will invest the Purchase Payment (and any associated Credits with respect to XT6) and issue an Annuity within two (2) Valuation Days. With respect to both your initial Purchase Payment and any subsequent Purchase Payment that is pending investment in our separate account, we may hold the amount temporarily in our general account and may earn interest on such amount. You will not be credited with interest during that period.

As permitted by applicable law, the broker-dealer firm through which you purchase your Annuity may forward your initial Purchase Payment to us prior to approval of your purchase by a registered principal of the firm. These arrangements are subject to a number of regulatory requirements, including that until such time that the insurer is notified of the firm’s principal approval and is provided with the application, or is notified of the firm principal’s rejection, customer funds will be held by the insurer in a segregated bank account. In addition, the insurer must promptly return the customer’s funds at the customer’s request prior to the firm’s principal approval or upon the firm’s rejection of the application. The monies held in the bank account will be held in a suspense account within our general account and we may earn interest on amounts held in that suspense account. Contract owners will not be credited with any interest earned on amounts held in that suspense account. The monies in such suspense account may be subject to our general creditors. Moreover, because the FINRA rule authorizing the use of such accounts is new, there may be uncertainty as to the segregation and treatment of such insurance company general account assets under applicable Federal and State laws.

Additional Purchase Payments: We will apply any additional purchase payments (and any associated Credit with respect to XT6) on the Valuation Day that we receive the Purchase Payment at our office with satisfactory allocation instructions. We may limit, restrict, suspend or reject any additional purchase payments at any time, on a non-discriminatory basis. Please see “Living Benefits” for further information on additional purchase payments.

Scheduled Transactions: Scheduled transactions include transfers made in connection with dollar cost averaging, the asset allocation program, auto-rebalancing, systematic withdrawals, systematic investments, required minimum distributions, substantially equal periodic payments under Section 72(t) of the Code, or annuity payments. Scheduled transactions are processed and valued as of the date they are scheduled, unless the scheduled day is not a Valuation Day. In that case, the transaction will be processed and valued on the next Valuation Day, unless (with respect to required minimum distributions, substantially equal periodic payments under Section 72(t)/72(q) of the Code, systematic withdrawals and annuity payments only), the next Valuation Day falls in the subsequent calendar year, in which case the transaction will be processed and valued on the prior Valuation Day.

Unscheduled Transactions: “Unscheduled” transactions include any other non-scheduled transfers and requests for Partial Withdrawals or Free Withdrawals or Surrenders. With respect to certain written requests to withdraw Account Value, we may seek to verify the requesting Owner’s signature. Specifically, we reserve the right to perform a signature verification for (a) any withdrawal exceeding a certain dollar amount and (b) a withdrawal exceeding a certain dollar amount if the payee is someone other than the Owner. In addition, we will not honor a withdrawal request in which the requested payee is the Financial Professional or agent of record. We reserve the right to request a signature guarantee with respect to a written withdrawal request. If we do perform a signature verification, we will pay the withdrawal proceeds within 7 days after the withdrawal request was received by us in good order, and will process the transaction in accordance with the discussion in “When Do You Process And Value Transactions?”

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Medically-Related Surrenders & Death Benefits: Medically-Related Surrender requests and Death Benefit claims require our review and evaluation before processing. We price such transactions as of the date we receive at our Office all supporting documentation we require for such transactions and that are satisfactory to us.

We are generally required by law to pay any surrender request or death benefit claims from the Separate Account within 7 days of our receipt of your request in good order.

Transactions received after 4:00 p.m. will be treated as received by us on the next Valuation Day.

WHAT HAPPENS TO MY UNITS WHEN THERE IS A CHANGE IN DAILY ASSET-BASED CHARGES?

Distribution Charge Applicable to XT6: At the end of the Period during which the Distribution Charge applies, your Annuity will become subject to a different daily asset-based charge. We will process a transaction where your Account Value allocated to the Sub-accounts will be used to purchase new Units of the Sub-accounts that reflect the Insurance Charge (and the charge for any optional benefits you have elected) but not the Distribution Charge. The number of Units attributed to your Annuity will be decreased and the Unit Price of each unit of the Sub-accounts in which you invested will be increased. The adjustment in the number of Units and Unit Price will not affect your Account Value. Beginning on that date, your Account Value will be determined based on the change in the value of Units that reflect the Insurance Charge and any other optional benefits that you have elected.

Termination of Optional Benefits: Except for the Guaranteed Minimum Income Benefit, the “Combination 5% Roll-up and Highest Anniversary Value Death Benefit” and the Highest Daily Value Death Benefit, which generally cannot be terminated by the owner once elected, if any optional benefit terminates, we will no longer deduct the charge we apply to purchase the optional benefit. Certain optional benefits may be added after you have purchased your Annuity. On the date a charge no longer applies or a charge for an optional benefit begins to be deducted, your Annuity will become subject to a different daily asset-based charge. This change may result in the number of Units attributed to your Annuity and the value of those Units being different than it was before the change; however, the adjustment in the number of Units and Unit Price will not affect your Account Value (although the change in charges that are deducted will affect your Account Value).

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TAX CONSIDERATIONS

The tax considerations associated with an Annuity vary depending on whether the contract is (i) owned by an individual or non-natural person, and not associated with a tax-favored retirement plan, or (ii) held under a tax-favored retirement plan. We discuss the tax considerations for these categories of contracts below. The discussion is general in nature and describes only federal income tax law (not state or other tax laws). It is based on current law and interpretations which may change. The information provided is not intended as tax advice. You should consult with a qualified tax advisor for complete information and advice. References to Purchase Payments below relate to the cost basis in your contract. Generally, the cost basis in a contract not associated with a tax-favored retirement plan is the amount you pay into your contract, or into annuities exchanged for your contract, on an after-tax basis less any withdrawals of such payments. Cost basis for a tax-favored retirement plan is provided only in limited circumstances, such as for contributions to a Roth IRA or nondeductible IRA.

The discussion below generally assumes that the Annuity is issued to the Annuity Owner. For Annuities issued under the Beneficiary Continuation Option or as a Beneficiary Annuity, refer to the Taxes Payable by Beneficiaries for Nonqualified Annuity Contracts and Required Distributions Upon Your Death for Qualified Annuity Contracts in this Tax Considerations section.

Same Sex Couples

The summary that follows includes a description of certain spousal rights under the contract and our administration of such spousal rights and related tax reporting. Prior to a recent Supreme Court decision, and consistent with Section 3 of the federal Defense of Marriage Act (“DOMA”), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in United States v. Windsor, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing for federal law purposes a valid same sex marriage. The Windsor decision means that the favorable tax benefits afforded by the federal tax law to an opposite sex spouse under the Internal Revenue Code (IRC) are now available to a same sex spouse.
On August 29, 2013, the Internal Revenue Service (“IRS”) issued guidance on its position regarding same sex marriages for federal tax purposes. If a couple is married in a jurisdiction (including a foreign country) that recognizes same sex marriages, that marriage will be recognized for all federal tax purposes regardless of the law in the jurisdiction where they reside. However, the IRS did not recognize civil unions and registered domestic partnerships as marriages for federal tax purposes. Currently, if a state does not recognize a civil union or a registered domestic partnership as a marriage, it is not a marriage for federal tax purposes.

There are several unanswered questions regarding the scope and impact of the Windsor case both as to the application of federal and state tax law. Absent further guidance from a state to the contrary, we will tax report and withhold at the state level consistent with the characterization of a given transaction under federal tax law (for example, a tax free rollover).

Please consult with your tax or legal advisor before electing the Spousal Benefit for a same sex spouse or civil union partner.

NONQUALIFIED ANNUITY CONTRACTS

In general, as used in this prospectus, a Nonqualified Annuity is owned by an individual or non-natural person and is not associated with a tax-favored retirement plan.

Taxes Payable by You

We believe the Annuity is an annuity contract for tax purposes. Accordingly, as a general rule, you should not pay any tax until you receive money under the contract. Generally, annuity contracts issued by the same company (and affiliates) to you during the same calendar year must be treated as one annuity contract for purposes of determining the amount subject to tax under the rules described below. Charges for investment advisory fees that are taken from the contract are treated as a partial withdrawal from the contract and will be reported as such to the contract Owner.

It is possible that the Internal Revenue Service (IRS) could assert that some or all of the charges for the optional living benefits under the contract should be treated for federal income tax purposes as a partial withdrawal from the contract. If this were the case, the charge for this benefit could be deemed a withdrawal and treated as taxable to the extent there are earnings in the contract. Additionally, for Owners under age 59 1/2, the taxable income attributable to the charge for the benefit could be subject to a tax penalty. If the IRS determines that the charges for one or more benefits under the contract are taxable withdrawals, then the sole or surviving Owner will be provided with a notice from us describing available alternatives regarding these benefits.

You must commence annuity payments or surrender your Annuity no later than the first day of the calendar month next following the maximum Annuity date for your Annuity. For some of our contracts, you are able to choose to defer the Annuity Date beyond the default Annuity date described in your Annuity. However, the IRS may not then consider your contract to be an annuity under the tax law.

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Taxes on Withdrawals and Surrender

If you make a withdrawal from your contract or surrender it before annuity payments begin, the amount you receive will be taxed as ordinary income, rather than as return of Purchase Payments, until all gain has been withdrawn. Once all gain has been withdrawn, payments will be treated as a nontaxable return of Purchase Payments until all Purchase Payments have been returned. After all Purchase Payments are returned, all subsequent amounts will be taxed as ordinary income. You will generally be taxed on any withdrawals from the contract while you are alive even if the withdrawal is paid to someone else. Withdrawals under any of the optional living benefits or as a systematic payment are taxed under these rules. If you assign or pledge all or part of your contract as collateral for a loan, the part assigned generally will be treated as a withdrawal and subject to income tax to the extent of gain. If you transfer your contract for less than full consideration, such as by gift, you will also trigger tax on any gain in the contract. This rule does not apply if you transfer the contract to your spouse or under most circumstances if you transfer the contract incident to divorce.

If you choose to receive payments under an interest payment option, or a Beneficiary chooses to receive a death benefit under an interest payment option, that election will be treated, for tax purposes, as surrendering your Annuity and will immediately subject any gain in the contract to income tax.

Taxes on Annuity Payments

A portion of each annuity payment you receive will be treated as a partial return of your Purchase Payments and will not be taxed. The remaining portion will be taxed as ordinary income. Generally, the nontaxable portion is determined by multiplying the annuity payment you receive by a fraction, the numerator of which is your Purchase Payments (less any amounts previously received tax-free) and the denominator of which is the total expected payments under the contract. After the full amount of your Purchase Payments has been recovered tax-free, the full amount of the annuity payments will be taxable. If annuity payments stop due to the death of the Annuitant before the full amount of your Purchase Payments have been recovered, a tax deduction may be allowed for the unrecovered amount.

If your Account Value is reduced to zero but the Annuity remains in force due to a benefit provision, further distributions from the Annuity will be reported as annuity payments, using an exclusion ratio based upon the undistributed purchase payments in the Annuity and the total value of the anticipated future payments until such time as all Purchase Payments have been recovered.

Please refer to your Annuity contract for the maximum Annuity Date, also described above.

Partial Annuitization

Individuals may partially annuitize their nonqualified annuity if the contract so permits. The tax law allows for a portion of a nonqualified annuity, endowment or life insurance contract to be annuitized while the balance is not annuitized. The annuitized portion must be paid out over 10 or more years or over the lives of one or more individuals. The annuitized portion of the contract is treated as a separate contract for purposes of determining taxability of the payments under IRC section 72. We do not currently permit partial annuitization.

Medicare Tax on Net Investment Income

The Patient Protection and Affordable Care Act, also known as the 2010 Health Care Act, included a new Medicare tax on investment income. This new tax, which became effective in 2013, assesses a 3.8% surtax on the lesser of (1) net investment income or (2) the excess of “modified adjusted gross income” over a threshold amount. The “threshold amount” is $250,000 for married taxpayers filing jointly, $125,000 for married taxpayers filing separately, $200,000 for single taxpayers, and approximately $12,000 for trusts. The taxable portion of payments received as a withdrawal, surrender, annuity payment, death benefit payment or any other actual or deemed distribution under the contract will be considered investment income for purposes of this surtax.

Tax Penalty for Early Withdrawal from a Nonqualified Annuity Contract

You may owe a 10% tax penalty on the taxable part of distributions received from your Nonqualified Annuity contract before you attain age 59 1/2. Amounts are not subject to this tax penalty if:

■	the amount is paid on or after you reach age 59 1/2 or die;
■	the amount received is attributable to your becoming disabled;
■

generally the amount paid or received is in the form of substantially equal payments (as defined in the Code) not less frequently than annually (please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years and modification of payments during that time period will result in retroactive application of the 10% tax penalty); or

■	the amount received is paid under an immediate annuity contract (in which annuity payments begin within one year of purchase).

Other exceptions to this tax may apply. You should consult your tax advisor for further details.

Special Rules in Relation to Tax-free Exchanges Under Section 1035

Section 1035 of the Code permits certain tax-free exchanges of a life insurance, annuity or endowment contract for an annuity, including tax-free exchanges of annuity death benefits for a Beneficiary Annuity. Partial surrenders may be treated in the same way as tax-free 1035 exchanges of entire contracts, therefore avoiding current taxation of the partially exchanged amount as well as the 10% tax penalty on pre-age 59 1/2 withdrawals. In Revenue Procedure 2011-38, the IRS has indicated that, for exchanges on or after

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October 24, 2011, where there is a surrender or distribution from either the initial annuity contract or receiving annuity contract within 180 days of the date on which the partial exchange was completed, the IRS will apply general tax rules to determine the substance and treatment of the original transfer. We strongly urge you to discuss any transaction of this type with your tax advisor before proceeding with the transaction.

If an Annuity is purchased through a tax-free exchange of a life insurance, annuity or endowment contract that was purchased prior to August 14, 1982, then any Purchase Payments made to the original contract prior to August 14, 1982 will be treated as made to the new contract prior to that date. Generally, such pre-August 14, 1982 withdrawals are treated as a recovery of your investment in the contract first until Purchase Payments made before August 14, 1982 are withdrawn. Moreover, income allocable to Purchase Payments made before August 14, 1982, is not subject to the 10% tax penalty.

Taxes Payable by Beneficiaries for Nonqualified Annuity Contracts

The Death Benefit options are subject to ordinary income tax to the extent the distribution exceeds the cost basis in the contract. The value of the Death Benefit, as determined under federal law, is also included in the Owner’s estate for federal estate tax purposes. Generally, the same tax rules described above would also apply to amounts received by your Beneficiary. Choosing an option other than a lump sum Death Benefit may defer taxes. Certain minimum distribution requirements apply upon your death, as discussed further below in the Annuity Qualification section. Tax consequences to the Beneficiary vary depending upon the Death Benefit payment option selected. Generally, for payment of the Death Benefit

■	As a lump sum payment: the Beneficiary is taxed in the year of payment on gain in the contract.
■	Within 5 years of death of Owner: the Beneficiary is taxed as amounts are withdrawn (in this case gain is treated as being distributed first).
■

Under an annuity or annuity settlement option with distribution beginning within one year of the date of death of the Owner: the Beneficiary is taxed on each payment (part will be treated as gain and part as return of Purchase Payments).

Considerations for Contingent Annuitants: We may allow the naming of a contingent Annuitant when a Nonqualified Annuity contract is held by a pension plan or a tax favored retirement plan, or held by a Custodial Account (as defined earlier in this prospectus). In such a situation, the Annuity may no longer qualify for tax deferral where the Annuity contract continues after the death of the Annuitant. However, tax deferral should be provided instead by the pension plan, tax favored retirement plan, or Custodial Account. We may also allow the naming of a contingent annuitant when a Nonqualified Annuity contract is held by an entity owner when such contracts do not qualify for tax deferral under the current tax law. This does not supersede any benefit language which may restrict the use of the contingent annuitant.

Reporting and Withholding on Distributions

Taxable amounts distributed from an Annuity are subject to federal and state income tax reporting and withholding. In general, we will withhold federal income tax from the taxable portion of such distribution based on the type of distribution. In the case of an annuity or similar periodic payment, we will withhold as if you are a married individual with three (3) exemptions unless you designate a different withholding status. If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default. In the case of all other distributions, we will withhold at a 10% rate. You may generally elect not to have tax withheld from your payments. An election out of withholding must be made on forms that we provide. If you are a U.S. person (including resident alien), and your address of record is a non-U.S. address, we are required to withhold income tax unless you provide us with a U.S. residential address.

State income tax withholding rules vary and we will withhold based on the rules of your State of residence. Special tax rules apply to withholding for nonresident aliens, and we generally withhold income tax for nonresident aliens at a 30% rate. A different withholding rate may be applicable to a nonresident alien based on the terms of an existing income tax treaty between the United States and the nonresident alien’s country. Please refer to the discussion below regarding withholding rules for a Qualified Annuity.

Regardless of the amount withheld by us, you are liable for payment of federal and state income tax on the taxable portion of annuity distributions. You should consult with your tax advisor regarding the payment of the correct amount of these income taxes and potential liability if you fail to pay such taxes.

Entity Owners

Where a contract is held by a non-natural person (e.g. a corporation), other than as an agent or nominee for a natural person (or in other limited circumstances), the contract will not be taxed as an annuity and increases in the value of the contract over its cost basis will be subject to tax annually.

Where a contract is issued to a Charitable Remainder Trust (CRT), the contract will not be taxed as an annuity and increases in the value of the contract over its cost basis will be subject to tax annually. As there are charges for the optional living benefits described elsewhere in this prospectus, and such charges reduce the contract value of the Annuity, trustees of the CRT should discuss with their legal advisors whether election of such optional living benefits violates their fiduciary duty to the remainder beneficiary.

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Where a contract is issued to a trust, and such trust is characterized as a grantor trust under the Code, such contract shall not be considered to be held by a non-natural person and will be subject to the tax reporting and withholding requirements generally applicable to a Nonqualified Annuity. At this time, we will not issue an Annuity to grantor trusts with multiple grantors.

At this time, we will not issue an Annuity to a grantor trust where the Grantor is not also the Annuitant. Where a previously issued contract was structured so that it is owned by a grantor trust but the Annuitant is not the grantor, then the contract is required to terminate upon the death of the grantor of the trust if the grantor pre-deceases the Annuitant under Section 72(s) of the Code. Under this circumstance, the contract value will be paid out to the trust and it is not eligible for the death benefit provided under the contract.

Annuity Qualification

Diversification And Investor Control. In order to qualify for the tax rules applicable to annuity contracts described above, the assets underlying the Sub-accounts of an Annuity must be diversified, according to certain rules under the Internal Revenue Code. Each portfolio is required to diversify its investments each quarter so that no more than 55% of the value of its assets is represented by any one investment, no more than 70% is represented by any two investments, no more than 80% is represented by any three investments, and no more than 90% is represented by any four investments. Generally, securities of a single issuer are treated as one investment and obligations of each U.S. Government agency and instrumentality (such as the Government National Mortgage Association) are treated as issued by separate issuers. In addition, any security issued, guaranteed or insured (to the extent so guaranteed or insured) by the United States or an instrumentality of the U.S. will be treated as a security issued by the U.S. Government or its instrumentality, where applicable. We believe the Portfolios underlying the variable Investment Options of the Annuity meet these diversification requirements.

An additional requirement for qualification for the tax treatment described above is that we, and not you as the contract Owner, must have sufficient control over the underlying assets to be treated as the Owner of the underlying assets for tax purposes. While we also believe these investor control rules will be met, the Treasury Department may promulgate guidelines under which a variable annuity will not be treated as an annuity for tax purposes if persons with ownership rights have excessive control over the investments underlying such variable annuity. It is unclear whether such guidelines, if in fact promulgated, would have retroactive effect. It is also unclear what effect, if any, such guidelines might have on transfers between the Investment Options offered pursuant to this prospectus. We reserve the right to take any action, including modifications to your Annuity or the Investment Options, required to comply with such guidelines if promulgated. Any such changes will apply uniformly to affected Owners and will be made with such notice to affected Owners as is feasible under the circumstances.

Required Distributions Upon Your Death for Nonqualified Annuity Contracts. Upon your death, certain distributions must be made under the contract. The required distributions depend on whether you die before you start taking annuity payments under the contract or after you start taking annuity payments under the contract. If you die on or after the Annuity Date, the remaining portion of the interest in the contract must be distributed at least as rapidly as under the method of distribution being used as of the date of death. If you die before the Annuity Date, the entire interest in the contract must be distributed within 5 years after the date of death, or as periodic payments over a period not extending beyond the life or life expectancy of the designated Beneficiary (provided such payments begin within one year of your death). Your designated Beneficiary is the person to whom benefit rights under the contract pass by reason of death, and must be a natural person in order to elect a periodic payment option based on life expectancy or a period exceeding five years. Additionally, if the Annuity is payable to (or for the benefit of) your surviving spouse, that portion of the contract may be continued with your spouse as the Owner. For Nonqualified annuity contracts owned by a non-natural person, the required distribution rules apply upon the death of the Annuitant. This means that for a contract held by a non-natural person (such as a trust) for which there is named a co-annuitant, then such required distributions will be triggered by the death of the first co-annuitants to die.

Changes In Your Annuity. We reserve the right to make any changes we deem necessary to assure that your Annuity qualifies as an annuity contract for tax purposes. Any such changes will apply to all contract Owners and you will be given notice to the extent feasible under the circumstances.

QUALIFIED ANNUITY CONTRACTS

In general, as used in this prospectus, a Qualified Annuity is an Annuity contract with applicable endorsements for a tax-favored plan or a Nonqualified Annuity contract held by a tax-favored retirement plan.

The following is a general discussion of the tax considerations for Qualified Annuity contracts. This Annuity may or may not be available for all types of the tax-favored retirement plans discussed below. This discussion assumes that you have satisfied the eligibility requirements for any tax-favored retirement plan. Please consult your Financial Professional prior to purchase to confirm if this contract is available for a particular type of tax-favored retirement plan or whether we will accept the type of contribution you intend for this contract.

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A Qualified annuity may typically be purchased for use in connection with:

■	Individual retirement accounts and annuities (IRAs), including inherited IRAs (which we refer to as a Beneficiary IRA), which are subject to Sections 408(a) and 408(b) of the Code;
■	Roth IRAs, including inherited Roth IRAs (which we refer to as a Beneficiary Roth IRA) under Section 408A of the Code;
■	A corporate Pension or Profit-sharing plan (subject to 401(a) of the Code);
■	H.R. 10 plans (also known as Keogh Plans, subject to 401(a) of the Code)
■	Tax Sheltered Annuities (subject to 403(b) of the Code, also known as Tax Deferred Annuities or TDAs);
■	Section 457 plans (subject to 457 of the Code).

A Nonqualified annuity may also be purchased by a 401(a) trust or custodial IRA or Roth IRA account, or a Section 457 plan, which can hold other permissible assets. The terms and administration of the trust or custodial account or plan in accordance with the laws and regulations for 401(a) plans, IRAs or Roth IRAs, or a Section 457 plan, as applicable, are the responsibility of the applicable trustee or custodian.

You should be aware that tax favored plans such as IRAs generally provide income tax deferral regardless of whether they invest in annuity contracts. This means that when a tax favored plan invests in an annuity contract, it generally does not result in any additional tax benefits (such as income tax deferral and income tax free transfers).

Types of Tax-favored Plans

IRAs. If you buy an Annuity for use as an IRA, we will provide you a copy of the prospectus and contract. The “IRA Disclosure Statement” and “Roth IRA Disclosure Statement” which accompany the prospectus contain information about eligibility, contribution limits, tax particulars, and other IRA information. In addition to this information (some of which is summarized below), the IRS requires that you have a “Free Look” after making an initial contribution to the contract. During this time, you can cancel the Annuity by notifying us in writing, and we will refund all of the Purchase Payments under the Annuity (or, if provided by applicable state law, the amount credited under the Annuity, if greater), less any applicable federal and state income tax withholding.

Contributions Limits/Rollovers. Subject to the minimum Purchase Payment requirements of an Annuity, you may purchase an Annuity for an IRA in connection with a “rollover” of amounts from a qualified retirement plan, as a transfer from another IRA, by making a contribution consisting of your IRA contributions and catch-up contributions, if applicable, attributable to the prior year during the period from January 1 to April 15 (or the applicable due date of your federal income tax return, without extension), or as a current year contribution. In 2014 the contribution limit is $5,500. The contribution amount is indexed for inflation. The tax law also provides for a catch-up provision for individuals who are age 50 and above, allowing these individuals an additional $1,000 contribution each year. The catch-up amount is not indexed for inflation.

The “rollover” rules under the Code are fairly technical; however, an individual (or his or her surviving spouse) may generally “roll over” certain distributions from tax favored retirement plans (either directly or within 60 days from the date of these distributions) if he or she meets the requirements for distribution. Once you buy an Annuity, you can make regular IRA contributions under the Annuity (to the extent permitted by law). However, if you make such regular IRA contributions, you should note that you will not be able to treat the contract as a “conduit IRA”, which means that you will not retain possible favorable tax treatment if you subsequently “roll over” the contract funds originally derived from a qualified retirement plan or TDA into another Section 401(a) plan or TDA.

In some circumstances, non-spouse Beneficiaries may roll over to an IRA amounts due from qualified plans, 403(b) plans, and governmental 457(b) plans. However, the rollover rules applicable to non-spouse Beneficiaries under the Code are more restrictive than the rollover rules applicable to Owner/participants and spouse Beneficiaries. Generally, non-spouse Beneficiaries may roll over distributions from tax favored retirement plans only as a direct rollover, and if permitted by the plan. For plan years beginning after December 31, 2009, employer retirement plans are required to permit non-spouse Beneficiaries to roll over funds to an inherited IRA. An inherited IRA must be directly rolled over from the employer plan or transferred from an IRA and must be titled in the name of the deceased (i.e., John Doe deceased for the benefit of Jane Doe). No additional contributions can be made to an inherited IRA. In this prospectus, an inherited IRA is also referred to as a Beneficiary Annuity.

Required Provisions. Contracts that are IRAs (or endorsements that are part of the contract) must contain certain provisions:

■	You, as Owner of the contract, must be the “Annuitant” under the contract (except in certain cases involving the division of property under a decree of divorce);
■	Your rights as Owner are non-forfeitable;
■	You cannot sell, assign or pledge the contract;
■	The annual contribution you pay cannot be greater than the maximum amount allowed by law, including catch-up contributions if applicable (which does not include any rollover amounts);
■	The date on which required minimum distributions must begin cannot be later than April 1st of the calendar year after the calendar year you turn age 70 1/2; and
■	Death and annuity payments must meet Required Minimum Distribution rules described below.

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Usually, the full amount of any distribution from an IRA (including a distribution from this contract) which is not a rollover is taxable. As taxable income, these distributions are subject to the general tax withholding rules described earlier regarding a Nonqualified Annuity. In addition to this normal tax liability, you may also be liable for the following, depending on your actions:

■	A 10% early withdrawal penalty described below;
■	Liability for “prohibited transactions” if you, for example, borrow against the value of an IRA; or
■	Failure to take a Required Minimum Distribution, also described below.

SEPs. SEPs are a variation on a standard IRA, and contracts issued to a SEP must satisfy the same general requirements described under IRAs (above). There are, however, some differences:

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If you participate in a SEP, you generally do not include in income any employer contributions made to the SEP on your behalf up to the lesser of (a) $52,000 in 2014, or (b) 25% of your taxable compensation paid by the contributing employer (not including the employer’s SEP contribution as compensation for these purposes). However, for these purposes, compensation in excess of certain limits established by the IRS will not be considered. In 2014, this limit is $260,000;

■	SEPs must satisfy certain participation and nondiscrimination requirements not generally applicable to IRAs; and
■

SEPs that contain a salary reduction or “SARSEP” provision prior to 1997 may permit salary deferrals up to $17,500 in 2014 with the employer making these contributions to the SEP. However, no new “salary reduction” or “SARSEPs” can be established after 1996. Individuals participating in a SARSEP who are age 50 or above by the end of the year will be permitted to contribute an additional $5,500 in 2014. These amounts are indexed for inflation. Not all Annuities issued by us are available for SARSEPs. You will also be provided the same information, and have the same “Free Look” period, as you would have if you purchased the contract for a standard IRA.

ROTH IRAs. The “Roth IRA Disclosure Statement” contains information about eligibility, contribution limits, tax particulars and other Roth IRA information. Like standard IRAs, income within a Roth IRA accumulates tax-free, and contributions are subject to specific limits. Roth IRAs have, however, the following differences:

■	Contributions to a Roth IRA cannot be deducted from your gross income;
■

“Qualified distributions” from a Roth IRA are excludable from gross income. A “qualified distribution” is a distribution that satisfies two requirements: (1) the distribution must be made (a) after the Owner of the IRA attains age 59 1/2; (b) after the Owner’s death; (c) due to the Owner’s disability; or (d) for a qualified first time homebuyer distribution within the meaning of Section 72(t)(2)(F) of the Code; and (2) the distribution must be made in the year that is at least five tax years after the first year for which a contribution was made to any Roth IRA established for the Owner or five years after a rollover, transfer, or conversion was made from a traditional IRA to a Roth IRA. Distributions from a Roth IRA that are not qualified distributions will be treated as made first from contributions and then from earnings and earnings will be taxed generally in the same manner as distributions from a traditional IRA.

■

If eligible (including meeting income limitations and earnings requirements), you may make contributions to a Roth IRA after attaining age 70 1/2, and distributions are not required to begin upon attaining such age or at any time thereafter.

Subject to the minimum Purchase Payment requirements of an Annuity, you may purchase an Annuity for a Roth IRA in connection with a “rollover” of amounts of another traditional IRA, SEP, SIMPLE-IRA, employer sponsored retirement plan (under sections 401(a) or 403(b) of the Code) or Roth IRA; or, if you meet certain income limitations, by making a contribution consisting of your Roth IRA contributions and catch-up contributions, if applicable, attributable to the prior year during the period from January 1 to April 15 (or the applicable due date of your federal income tax return, without extension), or as a current year contribution. The Code permits persons who receive certain qualifying distributions from such non-Roth IRAs, to directly rollover or make, within 60 days, a “rollover” of all or any part of the amount of such distribution to a Roth IRA which they establish. The conversion of non-Roth accounts triggers current taxation (but is not subject to a 10% early distribution penalty). Once an Annuity has been purchased, regular Roth IRA contributions will be accepted to the extent permitted by law. In addition, an individual receiving an eligible rollover distribution from a designated Roth account under an employer plan may roll over the distribution to a Roth IRA even if the individual is not eligible to make regular contributions to a Roth IRA. Non-spouse Beneficiaries receiving a distribution from an employer sponsored retirement plan under sections 401(a) or 403(b) of the Code can also directly roll over contributions to a Roth IRA. However, it is our understanding of the Code that non-spouse Beneficiaries cannot “rollover” benefits from a traditional IRA to a Roth IRA.

TDAs. In general, you may own a Tax Deferred Annuity (also known as a TDA, Tax Sheltered Annuity (TSA), 403(b) plan or 403(b) annuity) if you are an employee of a tax-exempt organization (as defined under Code Section 501(c)(3)) or a public educational organization, and you may make contributions to a TDA so long as your employer maintains such a plan and your rights to the annuity are non-forfeitable. Contributions to a TDA, and any earnings, are not taxable until distribution. You may also make contributions to a TDA under a salary reduction agreement, generally up to a maximum of $17,500 in 2014. Individuals participating in a TDA who are age 50 or above by the end of the year will be permitted to contribute an additional $5,500 in 2014. This amount is indexed for inflation. Further, you may roll over TDA amounts to another TDA or an IRA. You may also roll over TDA amounts to a qualified retirement plan, a SEP and a 457 government plan. A contract may generally only qualify as a TDA if distributions of salary deferrals (other than “grandfathered” amounts held as of December 31, 1988) may be made only on account of:

■	Your attainment of age 59 1/2;
■	Your severance of employment;

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■	Your death;
■	Your total and permanent disability; or
■	Hardship (under limited circumstances, and only related to salary deferrals, not including earnings attributable to these amounts).

In any event, you must begin receiving distributions from your TDA by April 1st of the calendar year after the calendar year you turn age 70 1/2 or retire, whichever is later. These distribution limits do not apply either to transfers or exchanges of investments under the contract, or to any “direct transfer” of your interest in the contract to another employer’s TDA plan or mutual fund “custodial account” described under Code Section 403(b)(7). Employer contributions to TDAs are subject to the same general contribution, nondiscrimination, and minimum participation rules applicable to “qualified” retirement plans.

Caution: Under IRS regulations we can accept contributions, transfers and rollovers only if we have entered into an information-sharing agreement, or its functional equivalent, with the applicable employer or its agent. In addition, in order to comply with the regulations, we will only process certain transactions (e.g., transfers, withdrawals, hardship distributions and, if applicable, loans) with employer approval. This means that if you request one of these transactions we will not consider your request to be in Good Order, and will not therefore process the transaction, until we receive the employer’s approval in written or electronic form.

Required Minimum Distributions and Payment Options

If you hold the contract under an IRA (or other tax-favored plan), Required Minimum Distribution rules must be satisfied. This means that generally payments must start by April 1 of the year after the year you reach age 70 1/2 and must be made for each year thereafter. For a TDA or a 401(a) plan for which the participant is not a greater than 5% Owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner’s lifetime. The amount of the payment must at least equal the minimum required under the IRS rules. Several choices are available for calculating the minimum amount. More information on the mechanics of this calculation is available on request. Please contact us at a reasonable time before the IRS deadline so that a timely distribution is made. Please note that there is a 50% tax penalty on the amount of any required minimum distribution not made in a timely manner. Required Minimum Distributions are calculated based on the sum of the Account Value and the actuarial value of any additional living and death benefits from optional riders that you have purchased under the contract. As a result, the Required Minimum Distributions may be larger than if the calculation were based on the Account Value only, which may in turn result in an earlier (but not before the required beginning date) distribution of amounts under the Annuity and an increased amount of taxable income distributed to the Annuity Owner, and a reduction of payments under the living and death benefit optional riders.

You can use the Minimum Distribution option to satisfy the Required Minimum Distribution rules for an Annuity without either beginning annuity payments or surrendering the Annuity. We will distribute to you the Required Minimum Distribution amount, less any other partial withdrawals that you made during the year. Such amount will be based on the value of the contract as of December 31 of the prior year, but is determined without regard to other contracts you may own.

Although the IRS rules determine the required amount to be distributed from your IRA each year, certain payment alternatives are still available to you. If you own more than one IRA, you can choose to satisfy your minimum distribution requirement for each of your IRAs by withdrawing that amount from any of your IRAs. If you inherit more than one IRA or more than one Roth IRA from the same Owner, similar rules apply.

Charitable IRA Distributions.

Prior law provided a charitable giving incentive permitting tax-free IRA distributions for charitable purposes. As of the beginning of 2014, this provision has expired and has not been extended. It is possible that Congress will extend this provision retroactively to include some or all of 2014.

For distributions in tax years beginning after 2005 and before 2014, these rules provided an exclusion from gross income, up to $100,000 for otherwise taxable IRA distributions from a traditional or Roth IRA that are qualified charitable distributions. To constitute a qualified charitable distribution, the distribution must be made (1) directly by the IRA trustee to certain qualified charitable organizations and (2) on or after the date the IRA owner attains age 70 1/2. Distributions that are excluded from income under this provision are not taken into account in determining the individual’s deductions, if any, for charitable contributions.

The IRS has indicated that an IRA trustee is not responsible for determining whether a distribution to a charity is one that satisfies the requirements of the charitable giving incentive. Per IRS instructions, we report these distributions as normal IRA distributions on Form 1099-R. Individuals are responsible for reflecting the distributions as charitable IRA distributions on their personal tax returns.

Required Distributions Upon Your Death for Qualified Annuity Contracts

Upon your death under an IRA, Roth IRA, 403(b) or other employer sponsored plan, the designated Beneficiary may generally elect to continue the contract and receive required minimum distributions under the contract instead of receiving the death benefit in a single payment. The available payment options will depend on whether you die before the date required minimum distributions under the Code were to begin, whether you have named a designated Beneficiary and whether that Beneficiary is your surviving spouse.

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■

If you die after a designated Beneficiary has been named, the death benefit must be distributed by December 31st of the year including the five year anniversary of the date of death, or as periodic payments not extending beyond the life or life expectancy of the designated Beneficiary (as long as payments begin by December 31st of the year following the year of death). However, if your surviving spouse is the Beneficiary, the death benefit can be paid out over the life or life expectancy of your spouse with such payments beginning no later than December 31st of the year following the year of death or December 31st of the year in which you would have reached age 70 1/2, whichever is later. Additionally, if the contract is payable to (or for the benefit of) your surviving spouse as sole primary beneficiary, the contract may be continued with your spouse as the Owner.

■

If you die before a designated Beneficiary is named and before the date required minimum distributions must begin under the Code, the death benefit must be paid out by December 31st of the year including the five year anniversary of the date of death. For contracts where multiple Beneficiaries have been named and at least one of the Beneficiaries does not qualify as a designated Beneficiary and the account has not been divided into separate accounts by December 31st of the year following the year of death, such contract is deemed to have no designated Beneficiary. A designated Beneficiary may elect to apply the rules for no designated Beneficiary if those would provide a smaller payment requirement.

■

If you die before a designated Beneficiary is named and after the date required minimum distributions must begin under the Code, the death benefit must be paid out at least as rapidly as under the method then in effect. For contracts where multiple Beneficiaries have been named and at least one of the Beneficiaries does not qualify as a designated Beneficiary and the account has not been divided into separate accounts by December 31st of the year following the year of death, such contract is deemed to have no designated Beneficiary. A designated Beneficiary may elect to apply the rules for no designated Beneficiary if those would provide a smaller payment requirement.

A Beneficiary has the flexibility to take out more each year than mandated under the required minimum distribution rules.

Until withdrawn, amounts in a Qualified Annuity contract continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the required minimum distribution rules, are subject to tax. You may wish to consult a professional tax advisor for tax advice as to your particular situation.

For a Roth IRA, if death occurs before the entire interest is distributed, the death benefit must be distributed under the same rules applied to IRAs where death occurs before the date required minimum distributions must begin under the Code.

Tax Penalty for Early Withdrawals from Qualified Annuity Contracts

You may owe a 10% tax penalty on the taxable part of distributions received from an IRA, SEP, Roth IRA, TDA or qualified retirement plan before you attain age 59 1/2. Amounts are not subject to this tax penalty if:

■	the amount is paid on or after you reach age 59 1/2 or die;
■	the amount received is attributable to your becoming disabled; or
■

generally the amount paid or received is in the form of substantially equal payments (as defined in the Code) not less frequently than annually. (Please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years. Modification of payments or additional contributions to the contract during that time period will result in retroactive application of the 10% tax penalty.)

Other exceptions to this tax may apply. You should consult your tax advisor for further details.

Withholding

We will withhold federal income tax at the rate of 20% for any eligible rollover distribution paid by us to or for a plan participant, unless such distribution is “directly” rolled over into another qualified plan, IRA (including the IRA variations described above), SEP, 457 government plan or TDA. An eligible rollover distribution is defined under the tax law as a distribution from an employer plan under 401(a), a TDA or a 457 governmental plan, excluding any distribution that is part of a series of substantially equal payments (at least annually) made over the life expectancy of the employee or the joint life expectancies of the employee and his designated Beneficiary, any distribution made for a specified period of 10 years or more, any distribution that is a required minimum distribution and any hardship distribution. Regulations also specify certain other items which are not considered eligible rollover distributions. We will not withhold for payments made from trustee owned contracts or for payments under a 457 plan. For all other distributions, unless you elect otherwise, we will withhold federal income tax from the taxable portion of such distribution at an appropriate percentage. The rate of withholding on annuity payments where no mandatory withholding is required is determined on the basis of the withholding certificate that you file with us. If you do not file a certificate, we will automatically withhold federal taxes on the following basis:

■	For any annuity payments not subject to mandatory withholding, you will have taxes withheld by us as if you are a married individual, with 3 exemptions
■	If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default; and
■	For all other distributions, we will withhold at a 10% rate.

We will provide you with forms and instructions concerning the right to elect that no amount be withheld from payments in the ordinary course. However, you should know that, in any event, you are liable for payment of federal income taxes on the taxable

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portion of the distributions, and you should consult with your tax advisor to find out more information on your potential liability if you fail to pay such taxes. There may be additional state income tax withholding requirements.

ERISA Requirements

ERISA (the “Employee Retirement Income Security Act of 1974”) and the Code prevent a fiduciary and other “parties in interest” with respect to a plan (and, for these purposes, an IRA would also constitute a “plan”) from receiving any benefit from any party dealing with the plan, as a result of the sale of the contract. Administrative exemptions under ERISA generally permit the sale of insurance/annuity products to plans, provided that certain information is disclosed to the person purchasing the contract. This information has to do primarily with the fees, charges, discounts and other costs related to the contract, as well as any commissions paid to any agent selling the contract. Information about any applicable fees, charges, discounts, penalties or adjustments may be found in the applicable sections of this prospectus. Information about sales representatives and commissions may be found in the sections of this prospectus addressing distribution of the Annuities.

Other relevant information required by the exemptions is contained in the contract and accompanying documentation.

Please consult with your tax advisor if you have any questions about ERISA and these disclosure requirements.

Spousal Consent Rules for Retirement Plans – Qualified Contracts

If you are married at the time your payments commence, you may be required by federal law to choose an income option that provides survivor annuity income to your spouse, unless your spouse waives that right. Similarly, if you are married at the time of your death, federal law may require all or a portion of the Death Benefit to be paid to your spouse, even if you designated someone else as your Beneficiary. A brief explanation of the applicable rules follows. For more information, consult the terms of your retirement arrangement.

Defined Benefit Plans and Money Purchase Pension Plans. If you are married at the time your payments commence, federal law requires that benefits be paid to you in the form of a “qualified joint and survivor annuity” (QJSA), unless you and your spouse waive that right, in writing. Generally, this means that you will receive a reduced payment during your life and, upon your death, your spouse will receive at least one-half of what you were receiving for life. You may elect to receive another income option if your spouse consents to the election and waives his or her right to receive the QJSA. If your spouse consents to the alternative form of payment, your spouse may not receive any benefits from the plan upon your death. Federal law also requires that the plan pay a Death Benefit to your spouse if you are married and die before you begin receiving your benefit. This benefit must be available in the form of an annuity for your spouse’s lifetime and is called a “qualified pre-retirement survivor annuity” (QPSA). If the plan pays Death Benefits to other Beneficiaries, you may elect to have a Beneficiary other than your spouse receive the Death Benefit, but only if your spouse consents to the election and waives his or her right to receive the QPSA. If your spouse consents to the alternate Beneficiary, your spouse will receive no benefits from the plan upon your death. Any QPSA waiver prior to your attaining age 35 will become null and void on the first day of the calendar year in which you attain age 35, if still employed.

Defined Contribution Plans (including 401(k) Plans and ERISA 403(b) Annuities). Spousal consent to a distribution is generally not required. Upon your death, your spouse will receive the entire Death Benefit, even if you designated someone else as your Beneficiary, unless your spouse consents in writing to waive this right. Also, if you are married and elect an annuity as a periodic income option, federal law requires that you receive a QJSA (as described above), unless you and your spouse consent to waive this right.

IRAs, non-ERISA 403(b) Annuities, and 457 Plans. Spousal consent to a distribution usually is not required. Upon your death, any Death Benefit will be paid to your designated Beneficiary.

Gifts and Generation-skipping Transfers

If you transfer your contract to another person for less than adequate consideration, there may be gift tax consequences in addition to income tax consequences. Also, if you transfer your contract to a person two or more generations younger than you (such as a grandchild or grandniece) or to a person that is more than 37 1/2 years younger than you, there may be generation-skipping transfer tax consequences.

Additional Information

For additional information about federal tax law requirements applicable to IRAs and Roth IRAs, see the IRA Disclosure Statement or Roth IRA Disclosure Statement, as applicable.

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GENERAL INFORMATION

HOW WILL I RECEIVE STATEMENTS AND REPORTS?

We send any statements and reports required by applicable law or regulation to you at your last known address of record. You should therefore give us prompt notice of any address change. We reserve the right, to the extent permitted by law and subject to your prior consent, to provide any prospectus, prospectus supplements, confirmations, statements and reports required by applicable law or regulation to you through our Internet Website at www.prudentialannuities.com or any other electronic means, including diskettes or CD ROMs. We generally send a confirmation statement to you each time a financial transaction is made affecting Account Value, such as making additional Purchase Payments, transfers, exchanges or withdrawals. We may also send quarterly statements detailing the activity affecting your Annuity during the calendar quarter. We may confirm regularly scheduled transactions, including, but not limited to, the Annual Maintenance Fee, Systematic Withdrawals (including 72(t) and 72(q) payments and required minimum distributions), electronic funds transfer, Dollar Cost Averaging, and static rebalancing, in quarterly statements instead of confirming them immediately. You should review the information in these statements carefully. You may request additional reports or copies of reports previously sent. We reserve the right to charge up to $50 for each such additional or previously sent report. We will also send an annual report and a semi-annual report containing applicable financial statements for the Portfolios, to Owners or, with your prior consent, make such documents available electronically through our Internet Website or other electronic means.

WHO IS PRUDENTIAL ANNUITIES?

Prudential Annuities Life Assurance Corporation, a Prudential Financial Company, (“Prudential Annuities”) is a stock life insurance company incorporated under the laws of Arizona as of August 31, 2013, formerly incorporated in Connecticut, and is domiciled in Arizona, formerly Connecticut, with licenses in all 50 states, District of Columbia and Puerto Rico. Prudential Annuities is a wholly-owned subsidiary of Prudential Annuities, Inc., whose ultimate parent is Prudential Financial, Inc. Prudential Annuities markets through and in conjunction with registered broker-dealers.

Prudential Annuities offers a wide array of annuities, including (1) deferred variable annuities that are registered with the SEC, including fixed interest rate annuities that are offered as a companion to certain of our variable annuities and are registered because of their market value adjustment feature and (2) fixed annuities that are not registered with the SEC. In addition, Prudential Annuities has in force a relatively small block of variable life insurance policies and immediate variable annuities, but it no longer actively sells such policies.

No company other than Prudential Annuities has any legal responsibility to pay amounts that it owes under its annuity and variable life insurance contracts. Among other things, this means that where you participate in an optional living benefit or death benefit and the value of that benefit (e.g., the Protected Withdrawal for Highest Daily Lifetime 6 Plus) exceeds your current Account Value, you would rely solely on the ability of the issuing insurance company to make payments under the benefit out of its own assets. Prudential Financial, however, exercises significant influence over the operations and capital structure of Prudential Annuities.

Pursuant to the delivery obligations under Section 5 of the Securities Act of 1933 and Rule 159 thereunder, Prudential Annuities Life Assurance Corporation delivers this prospectus to current contract owners that reside outside of the United States.

Prudential Annuities conducts the bulk of its operations through staff employed by it or by affiliated companies within the Prudential Financial family. Certain discrete functions have been delegated to non-affiliates that could be deemed “service providers” under the Investment Company Act of 1940. The entities engaged by Prudential Annuities may change over time. As of December 31, 2013, non-affiliated entities that could be deemed service providers to Prudential Annuities and/or an affiliated insurer within the Prudential Annuities business unit consisted of the following: Alliance-One Services Inc. (administration of variable life policies) located at 55 Hartland Street, East Hartford CT 06108, Broadridge Investor Communication Solutions, Inc. (proxy services and regulatory mailings), 51 Mercedes Way, Edgewood, NY 11717, Depository Trust & Clearing Corporation (clearing and settlement services), 55 Water Street, 26th Floor, New York, NY 10041, Diversified Information Technologies Inc. (records management and administration of annuity contracts), 123 Wyoming Avenue, Scranton, PA 18503, ExlService Holdings, Inc., (administration of annuity contracts), 350 Park Avenue, 10th Floor, New York, NY 10022, National Financial Services (clearing and settlement services) 82 Devonshire Street Boston, MA 02109, NEPS, LLC (composition, printing, and mailing of contracts and benefit documents), 12 Manor Parkway, Salem, NJ 03079, Pershing LLC (order-entry systems provider), One Pershing Plaza, Jersey City, NJ 07399.

WHAT ARE SEPARATE ACCOUNTS?

The separate accounts are where Prudential Annuities sets aside and invests the assets of some of our annuities. These separate accounts were established under the laws of the State of Connecticut. The assets of each separate account are held in the name of Prudential Annuities, and legally belong to us. Prudential Annuities Life Assurance Corporation segregates the Separate Account assets from all of its other assets. Thus, Separate Account assets that are held in support of the contracts are not chargeable with liabilities arising out of any other business we may conduct. Thus, income, gains and losses from assets allocated to a separate account are credited to or charged against each such separate account, without regard to other income, gains, or losses of Prudential Annuities or of any other of our separate accounts. The obligations under the Annuities are those of Prudential Annuities, which is the issuer of the Annuities and the depositor of the separate accounts. More detailed information about Prudential Annuities, including its audited consolidated financial statements, is provided in the Statement of Additional Information.

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Separate Account B

During the accumulation period, the assets supporting obligations based on allocations to the Sub-accounts are held in Sub-accounts of Prudential Annuities Life Assurance Corporation Variable Account B, also referred to as “Separate Account B”.

Separate Account B was established by us pursuant to Connecticut law on November 25, 1987. Separate Account B also holds assets of other annuities issued by us with values and benefits that vary according to the investment performance of Separate Account B.

Effective August 31, 2013, Prudential Annuities Life Assurance Corporation changed its domicile from Connecticut to Arizona. As a result of this change, the Arizona Department of Insurance is our principal regulatory authority and all of our separate accounts including Separate Account B, will now be operated in accordance with the laws of Arizona.

Separate Account B consists of multiple Sub-accounts. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. The name of each Sub-account generally corresponds to the name of the underlying Portfolio. Each Sub-account in Separate Account B may have several different Unit Prices to reflect the Insurance Charge, Distribution Charge (when applicable) and the charges for any optional benefits that are offered under the Annuities issued by us through Separate Account B. Separate Account B is registered with the SEC under the Investment Company Act of 1940 (“Investment Company Act”) as a unit investment trust, which is a type of investment company. The SEC does not supervise investment policies, management or practices of Separate Account B. We may offer new Sub-accounts, eliminate Sub-accounts, or combine Sub-accounts at our sole discretion. We may also close Sub-accounts to additional purchase payments on existing Annuities or close Sub-accounts for Annuities purchased on or after specified dates. We will first notify you and receive any necessary SEC and/or state approval before making such a change. If an underlying mutual fund is liquidated, we will ask you to reallocate any amount in the liquidated fund. If you do not reallocate these amounts, we will reallocate such amounts only in accordance with SEC pronouncements and only after obtaining an order from the SEC, if required. If investment in the Portfolios or a particular Portfolio is no longer possible, in our discretion becomes inappropriate for purposes the Annuity, or for any other rationale in our sole judgment, we may substitute another portfolio or investment portfolios without your consent. The substituted portfolio may have different fees and expenses. Substitution may be made with respect to existing investments or the investment of future Purchase Payments, or both. However, we will not make such substitution without any required approval of the SEC and any applicable state insurance departments. In addition, we may close Portfolios to allocation of Purchase Payments or Account Value, or both, at any time in our sole discretion. We do not control the underlying mutual funds, so we cannot guarantee that any of those funds will always be available.

If you are enrolled in a Dollar Cost Averaging, Asset Rebalancing, or comparable programs while an underlying fund merger, substitution or liquidation takes place, unless otherwise noted in any communication from us, your Account Value invested in such underlying fund will be transferred automatically to the designated surviving fund in the case of mergers, the replacement fund in the case of substitutions, and an available Money Market Fund in the case of fund liquidations. Your enrollment instructions will be automatically updated to reflect the surviving fund, the replacement fund or a Money Market Fund for any continued and future investments.

Values and benefits based on allocations to the Sub-accounts will vary with the investment performance of the underlying mutual funds or fund portfolios, as applicable. We do not guarantee the investment results of any Sub-account. Your Account Value allocated to the Sub-accounts may increase or decrease. You bear the entire investment risk. There is no assurance that the Account Value of your Annuity will equal or be greater than the total of the Purchase Payments you make to us.

Separate Account D

During the accumulation period, assets supporting our obligations based on Fixed Allocations are held in Prudential Annuities Life Assurance Corporation Separate Account D, also referred to as “Separate Account D”. Such obligations are based on the fixed interest rates we credit to Fixed Allocations and the terms of the Annuities. These obligations do not depend on the investment performance of the assets in Separate Account D. Separate Account D was established by us pursuant to Connecticut law. Based on our redomestication from Connecticut to Arizona, however, all our Separate Accounts, including Separate Account D, will be operated in accordance with the laws of Arizona, effective August 31, 2013.

There are no units in Separate Account D. The Fixed Allocations are guaranteed by our general account. An Annuity Owner who allocates a portion of their Account Value to Separate Account D does not participate in the investment gain or loss on assets maintained in Separate Account D. Such gain or loss accrues solely to us. We retain the risk that the value of the assets in Separate Account D may drop below the reserves and other liabilities we must maintain. Should the value of the assets in Separate Account D drop below the reserve and other liabilities we must maintain in relation to the annuities supported by such assets, we will transfer assets from our general account to Separate Account D to make up the difference. We have the right to transfer to our general account any assets of Separate Account D in excess of such reserves and other liabilities. We maintain assets in Separate Account D supporting a number of annuities we offer.

We may employ investment managers to manage the assets maintained in Separate Account D. Each manager we employ is responsible for investment management of a different portion of Separate Account D. From time to time additional investment

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managers may be employed or investment managers may cease being employed. We are under no obligation to employ or continue to employ any investment manager(s) and have sole discretion over the investment managers we retain.

We are not obligated to invest according to specific guidelines or strategies except as may be required by Arizona and other state insurance laws.

WHAT IS THE LEGAL STRUCTURE OF THE UNDERLYING FUNDS?

Each underlying mutual fund is registered as an open-end management investment company under the Investment Company Act. Shares of the underlying mutual fund portfolios are sold to separate accounts of life insurance companies offering variable annuity and variable life insurance products. The shares may also be sold directly to qualified pension and retirement plans.

Voting Rights

We are the legal owner of the shares of the underlying mutual funds in which the Sub-accounts invest. However, under SEC rules, you have voting rights in relation to Account Value maintained in the Sub-accounts. If an underlying mutual fund portfolio requests a vote of shareholders, we will vote our shares based on instructions received from Owners with Account Value allocated to that Sub-account. Owners have the right to vote an amount equal to the number of shares attributable to their contracts. If we do not receive voting instructions in relation to certain shares, we will vote those shares in the same manner and proportion as the shares for which we have received instructions. This voting procedure is sometimes referred to as “mirror voting” because, as indicated in the immediately preceding sentence, we mirror the votes that are actually cast, rather than decide on our own how to vote. We will also “mirror vote” shares within the separate account that are owned directly by us or by an affiliate. In addition, because all the shares of a given mutual fund held within our separate account are legally owned by us, we intend to vote all of such shares when that underlying fund seeks a vote of its shareholders. As such, all such shares will be counted towards whether there is a quorum at the underlying fund’s shareholder meeting and towards the ultimate outcome of the vote. Thus, under “mirror voting,” it is possible that the votes of a small percentage of contractholders who actually vote will determine the ultimate outcome. We will furnish those Owners who have Account Value allocated to a Sub-account whose underlying mutual fund portfolio has requested a “proxy” vote with proxy materials and the necessary forms to provide us with their voting instructions. Generally, you will be asked to provide instructions for us to vote on matters such as changes in a fundamental investment strategy, adoption of a new investment advisory agreement, or matters relating to the structure of the underlying mutual fund that require a vote of shareholders.

Advanced Series Trust (the “Trust”) has obtained an exemption from the Securities and Exchange Commission that permits its co-investment advisers, AST Investment Services, Inc. and Prudential Investments LLC, subject to approval by the Board of Trustees of the Trust, to change sub-advisors for a Portfolio and to enter into new sub-advisory agreements, without obtaining shareholder approval of the changes. This exemption (which is similar to exemptions granted to other investment companies that are organized in a similar manner as the Trust) is intended to facilitate the efficient supervision and management of the sub-advisors by AST Investment Services, Inc., Prudential Investments LLC and the Trustees. The exemption does not apply to the AST Franklin Templeton Founding Funds Allocation Portfolio; shareholder approval of new subadvisory agreements for this Portfolio only is required. The Trust is required, under the terms of the exemption, to provide certain information to shareholders following these types of changes. We may add new Sub-accounts that invest in a series of underlying funds other than the Trust. Such series of funds may have a similar order from the SEC. You also should review the prospectuses for the other underlying funds in which various Sub-accounts invest as to whether they have obtained similar orders from the SEC.

Material Conflicts

It is possible that differences may occur between companies that offer shares of an underlying mutual fund portfolio to their respective separate accounts issuing variable annuities and/or variable life insurance products. Differences may also occur surrounding the offering of an underlying mutual fund portfolio to variable life insurance policies and variable annuity contracts that we offer. Under certain circumstances, these differences could be considered “material conflicts,” in which case we would take necessary action to protect persons with voting rights under our variable annuity contracts and variable life insurance policies against persons with voting rights under other insurance companies’ variable insurance products. If a “material conflict” were to arise between owners of variable annuity contracts and variable life insurance policies issued by us we would take necessary action to treat such persons equitably in resolving the conflict. “Material conflicts” could arise due to differences in voting instructions between owners of variable life insurance and variable annuity contracts of the same or different companies. We monitor any potential conflicts that may exist.

Service Fees Payable to Prudential Annuities

Prudential Annuities and/or our affiliates receive substantial payments from certain underlying portfolios and/or related entities. Those payments may include Rule 12b-1 fees, administrative services fees and “revenue sharing” payments. Rule 12b-1 fees compensate our affiliated principal underwriter for a variety of services, including distribution services. We receive administrative services fees with respect to both affiliated and unaffiliated portfolios. Administrative services fees compensate us for providing administrative services with respect to Owners invested indirectly in the portfolio, including recordkeeping services and the mailing of prospectuses and reports. We may also receive “revenue sharing” payments, which are payments from investment advisers or other service providers to the portfolios. Some fees, such as Rule 12b-1 fees, are paid directly by the portfolio. Some fees are paid by entities that provide services to the portfolios. The existence of these payments may increase the overall cost of investing in the

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portfolios. Because these payments are made to Prudential Annuities and our affiliates, allocations you make to the underlying portfolios benefit us financially. In selecting portfolios available under the Annuity, we consider the payments made to us.

Effective February 25, 2013, most AST Portfolios adopted a Rule 12b-1 fee. Prior to that fee, most AST Portfolios had an administrative services fee. The Rule 12b-1 fee compensates us and our affiliates for shareholder servicing, administrative, distribution and other services. We also receive “revenue sharing” payments from the advisers to the underlying portfolios. As of March 1, 2013, the maximum combined fees and revenue sharing payments we receive with respect to a portfolio are equal to an annual rate of 0.50% the average assets allocated to the portfolio under the Annuity. These agreements may be different for each underlying mutual fund whose portfolios are offered as Sub-accounts. We expect to make a profit on these fees and payments.

In addition, an investment adviser, sub-adviser or distributor of the underlying Portfolios may also compensate us by providing reimbursement, defraying the costs of, or paying directly for, among other things, marketing and/or administrative services and/or other services they provide in connection with the Annuity. These services may include, but are not limited to: sponsoring or co-sponsoring various promotional, educational or marketing meetings and seminars attended by distributors, wholesalers, and/or broker dealer firms’ registered representatives, and creating marketing material discussing the contract, available options, and underlying Portfolios. The amounts paid depend on the nature of the meetings, the number of meetings attended by the adviser, sub-adviser, or distributor, the number of participants and attendees at the meetings, the costs expected to be incurred, and the level of the adviser’s, sub-adviser’s or distributor’s participation. These payments or reimbursements may not be offered by all advisers, sub-advisers, or distributor and the amounts of such payments may vary between and among each adviser, sub-adviser and distributor depending on their respective participation.

During 2013, with regard to amounts that were paid under the kinds of arrangements described immediately above, the amounts ranged from approximately $1,102.17 to approximately $228,242.01. These amounts may have been paid to one or more Prudential-affiliated insurers issuing individual variable annuities.

WHO DISTRIBUTES ANNUITIES OFFERED BY PRUDENTIAL ANNUITIES?

Prudential Annuities Distributors, Inc. (PAD), a wholly-owned subsidiary of Prudential Annuities, Inc., is the distributor and principal underwriter of the Annuities offered through this prospectus. PAD acts as the distributor of a number of annuity and life insurance products. PAD’s principal business address is One Corporate Drive, Shelton, Connecticut 06484. PAD is registered as a broker-dealer under the Securities Exchange Act of 1934 (Exchange Act), and is a member of the Financial Industry Regulatory Authority (FINRA).

Each Annuity is offered on a continuous basis. PAD enters into distribution agreements with broker-dealers who are registered under the Exchange Act and with entities that may offer the Annuities but are exempt from registration (“firms”). Applications for each Annuity are solicited by registered representatives of those firms. In addition, PAD may offer the Annuities directly to potential purchasers.

Prudential Annuities sells its annuity products through multiple distribution channels, including (1) independent broker-dealer firms and financial planners; (2) broker-dealers that are members of the New York Stock Exchange, including “wirehouse” and regional broker-dealer firms; and (3) broker-dealers affiliated with banks or that specialize in marketing to customers of banks. Although we are active in each of those distribution channels, the majority of our sales have come from the independent broker-dealer firms and financial planners. On June 1, 2006, The Prudential Insurance Company of America, an affiliate of Prudential Annuities, acquired the variable annuity business of The Allstate Corporation (“Allstate”), which included exclusive access to the Allstate affiliated broker-dealer until May 31, 2009. We began selling variable annuities through the Allstate affiliated broker-dealer registered representatives in the third quarter of 2006.

Under the selling agreements, commissions are paid to firms on sales of the Annuities according to one or more schedules. The registered representative will receive a portion of the compensation, depending on the practice of his or her firm. Commissions are generally based on a percentage of purchase payments made, up to a maximum of 7.0% for AS Cornerstone, 6.0% for XT6 and 2.0% for ASL II. Alternative compensation schedules are available that generally provide a lower initial commission plus ongoing quarterly compensation based on all or a portion of the Account Value. We may also provide compensation to the distributing firm for providing ongoing service to you in relation to your Annuity. Commissions and other compensation paid in relation to your Annuity do not result in any additional charge to you or to the Separate Account.

In addition, in an effort to promote the sale of our products (which may include the placement of Prudential Annuities and/or the Annuities on a preferred or recommended company or product list and/or access to the firm’s registered representatives), we or PAD may enter into compensation arrangements with certain broker-dealer firms with respect to certain or all registered representatives of such firms under which such firms may receive separate compensation or reimbursement for, among other things, training of sales personnel and/or marketing and/or administrative services and/or other services they provide. These services may include, but are not limited to: educating customers of the firm on the Annuity’s features; conducting due diligence and analysis, providing office access, operations and systems support; holding seminars intended to educate the firm’s registered representatives and make them more knowledgeable about the Annuities; providing a dedicated marketing coordinator; providing priority sales desk support; and

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providing expedited marketing compliance approval. To the extent permitted by FINRA rules and other applicable laws and regulations, PAD may pay or allow other promotional incentives or payments in the form of cash or non-cash compensation (e.g., gifts, occasional meals and entertainment, sponsorship of training and due diligence events). These arrangements may not be offered to all firms and the terms of such arrangements may differ between firms. In addition, we or our affiliates may provide such compensation, payments and/or incentives to firms arising out of the marketing, sale and/or servicing of variable annuities or life insurance offered by different Prudential business units.

A list of the firms to whom Prudential Annuities pays an amount under these arrangements is provided below. You should note that firms and individual registered representatives and branch managers within some firms participating in one of these compensation arrangements might receive greater compensation for selling the Annuities than for selling a different annuity that is not eligible for these compensation arrangements. While compensation is generally taken into account as an expense in considering the charges applicable to an annuity product, any such compensation will be paid by us or PAD and will not result in any additional charge to you. Overall compensation paid to the distributing firm does not exceed, based on actuarial assumptions, 8.5% of the total purchase payments made. Your registered representative can provide you with more information about the compensation arrangements that apply upon the sale of the Annuity. Further information about the firms that are part of these compensation arrangements appears in the Statement of Additional Information, which is available without charge upon request.

We or PAD also may compensate third-party vendors, for services that such vendors render to broker-dealer firms. To the extent permitted by the FINRA rules and other applicable laws and regulations, PAD may pay or allow other promotional incentives or payments in the forms of cash or non-cash compensation. These arrangements may not be offered to all firms and the terms of such arrangements may differ between firms.

The list below identifies three general types of payments that PAD pays to registered broker-dealers and firms which are broadly defined as follows:

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Percentage Payments based upon “Assets under Management” or “AUM”: This type of payment is a percentage payment that is based upon assets, subject to certain criteria in certain Prudential Annuities products.

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Percentage Payments based upon sales: This type of payment is a percentage payment that is based upon the total amount of money received as purchase payments under Prudential Annuities annuity products sold through the firm.

■	Fixed Payments: These types of payments are made directly to or in sponsorship of the firm.
■

Examples of arrangements under which such payments may be made currently include, but are not limited to: sponsorships, conferences (national, regional and top producer), speaker fees, promotional items and reimbursements to firms for marketing activities or services paid by the firms and/or their registered representatives. The amount of these payments varies widely because some payments may encompass only a single event, such as a conference, and others have a much broader scope. In addition, we may make payments periodically during the systems, operational and other support.

The list below includes the names of the firms that we are aware (as of December 31, 2013) received payment with respect to annuity business during 2013 (or as to which a payment amount was accrued during 2013). The firms listed below include those receiving payments in connection with marketing of products issued by Prudential Annuities Life Assurance Corporation. Your registered representative can provide you with more information about the compensation arrangements that apply upon request. During 2013, the least amount paid, and greatest amount paid, were $2.41 and $6,772,615.62, respectively.

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Name of Firm:

Cetera Financial Specialists

Cetera Investment Services

CFD Investments, Inc.

Commonwealth Financial Network

Crown Capital Securities, L.P.

CUNA Brokerage Svcs, Inc.

CUSO Financial Services, L.P.

Equity Services, Inc.

First Allied Securities Inc

FSC Securities Corp.

Gary Goldberg & Co., Inc.

Geneos Wealth Management, Inc.

H. Beck, Inc.

Hantz Financial Services, Inc.

ING Financial Partners, LLC

Invest Financial Corporation

Investacorp

Investment Centers of America

Investment Professionals

Investors Capital Corporation

Janney Montgomery Scott, LLC.

Legend Equities Corporation

Lincoln Financial Advisors

Lincoln Financial Securities Corporation

Lincoln Investment Planning

LPL Financial Corporation

LPL Financial Corporation (OAP)

M Holdings Securities, Inc

MetLife

Mutual Service Corporation

National Planning Corporation

Next Financial Group, Inc.

NFP Securities, Inc.

PNC Investments, LLC

ProEquities

Questar Capital Corporation

Raymond James & Associates

Raymond James Financial Services

RBC Capital Markets Corporation

Robert W. Baird & Co., Inc.

Royal Alliance Associates

SagePoint Financial, Inc.

Sammons Securities Co., LLC

Securian Financial Services, Inc.

Securities America, Inc.

Securities Service Network

Sigma Financial Corporation

Signator Investors, Inc.

SII Investments, Inc.

Spelman & Co., Inc.

Stifel Nicolaus & Co.

Summit Brokerage Services, Inc

TFS Securities, Inc.

The Investment Center

TransAmerica Financial Advisors, Inc.

Triad Advisors, Inc.

UBS Financial Services, Inc.

United Planners Financial Services.

Wall Street Financial Group

Waterstone Financial Group Inc

Wells Fargo Advisors LLC

Wells Fargo Advisors LLC – Wealth

Wells Fargo Investments LLC

Woodbury Financial Services

World Group Securities, Inc.

WRP Investments, Inc

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Prudential Annuities Life Assurance Corporation incorporates by reference into the prospectus its latest annual report on Form 10-K filed pursuant to Section 13(a) or Section 15(d) of the Exchange Act since the end of the fiscal year covered by its latest annual report. In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act also are incorporated into the prospectus by reference. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into the prospectus but not delivered with the prospectus. Such information will be provided upon written or oral request at no cost to the requester by writing to Prudential Annuities Life Assurance Corporation, One Corporate Drive, Shelton, CT 06484 or by calling 888-PRU-2888. We file periodic reports as required under the Securities Exchange Act of 1934. The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-202-551-8090. The SEC maintains an Internet site that contains reports, proxy, and information statements, and other information regarding issuers that file electronically with the SEC (see http://www.sec.gov). Our internet address is http://www.prudentialannuities.com.

FINANCIAL STATEMENTS

The financial statements of the Separate Account and Prudential Annuities Life Assurance Corporation are included in the Statement of Additional Information.

HOW TO CONTACT US

Please communicate with us using the telephone number and addresses below for the purposes described. Failure to send mail to the proper address may result in a delay in our receiving and processing your request.

Prudential’s Customer Service Team

Call our Customer Service Team at 1-888-PRU-2888 during normal business hours.

Internet

Access information about your Annuity through our website: www.prudentialannuities.com

Correspondence Sent by Regular Mail

Prudential Annuity Service Center

P.O. Box 7960

Philadelphia, PA 19176

Correspondence Sent by Overnight, Certified or Registered Mail

Prudential Annuity Service Center

2101 Welsh Road

Dresher, PA 19025

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Correspondence sent by regular mail to our Service Center should be sent to the address shown above. Your correspondence will be picked up at this address and then delivered to our Service Center. Your correspondence is not considered received by us until it is received at our Service Center. Where this Prospectus refers to the day when we receive a purchase payment, request, election, notice, transfer or any other transaction request from you, we mean the day on which that item (or the last requirement needed for us to process that item) arrives in complete and proper form at our Service Center or via the appropriate telephone or fax number if the item is a type we accept by those means. There are two main exceptions: if the item arrives at our Service Center (1) on a day that is not a business day, or (2) after the close of a business day, then, in each case, we are deemed to have received that item on the next business day.

You can obtain account information by calling our automated response system and at www.prudentialannuities.com, our Internet Website. Our Customer Service representatives are also available during business hours to provide you with information about your account. You can request certain transactions through our telephone voice response system, our Internet Website or through a customer service representative. You can provide authorization for a third party, including your attorney-in-fact acting pursuant to a power of attorney or your Financial Professional, to access your account information and perform certain transactions on your account. You will need to complete a form provided by us which identifies those transactions that you wish to authorize via telephonic and electronic means and whether you wish to authorize a third party to perform any such transactions. Please note that unless you tell us otherwise, we deem that all transactions that are directed by your Financial Professional with respect to your Annuity have been authorized by you. We require that you or your representative provide proper identification before performing transactions over the telephone or through our Internet Website. This may include a Personal Identification Number (PIN) that will be provided to you upon issue of your Annuity or you may establish or change your PIN by calling our automated response system and at www.prudentialannuities.com, our Internet Website. Any third party that you authorize to perform financial transactions on your account will be assigned a PIN for your account.

Transactions requested via telephone are recorded. To the extent permitted by law, we will not be responsible for any claims, loss, liability or expense in connection with a transaction requested by telephone or other electronic means if we acted on such transaction instructions after following reasonable procedures to identify those persons authorized to perform transactions on your Annuity using verification methods which may include a request for your Social Security number, PIN or other form of electronic identification. We may be liable for losses due to unauthorized or fraudulent instructions if we did not follow such procedures.

Prudential Annuities does not guarantee access to telephonic, facsimile, Internet or any other electronic information or that we will be able to accept transaction instructions via such means at all times. Regular and/or express mail will be the only means by which we will accept transaction instructions when telephonic, facsimile, Internet or any other electronic means are unavailable or delayed. Prudential Annuities reserves the right to limit, restrict or terminate telephonic, facsimile, Internet or any other electronic transaction privileges at any time.

INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL PROCEEDINGS

Litigation and Regulatory Matters

Prudential Annuities is subject to legal and regulatory actions in the ordinary course of our business. Pending legal and regulatory actions include proceedings specific to us and proceedings generally applicable to business practices in the industry in which we operate. Prudential Annuities is subject to class action lawsuits and other litigation involving a variety of issues and allegations involving sales practices, claims payments and procedures, premium charges, policy servicing and breach of fiduciary duty to customers. Prudential Annuities is also subject to litigation arising out of its general business activities, such as its investments, contracts, leases and labor and employment relationships, including claims of discrimination and harassment, and could be exposed to claims or litigation concerning certain business or process patents. In some of the pending legal and regulatory actions, plaintiffs are seeking large and/or indeterminate amounts, including punitive or exemplary damages. In addition, Prudential Annuities, along with other participants in the businesses in which we engage, may be subject from time to time to investigations, examinations and inquiries, in some cases industry-wide, concerning issues or matters upon which such regulators have determined to focus. In some of Prudential Annuities’ pending legal and regulatory actions, parties are seeking large and/or indeterminate amounts, including punitive or exemplary damages. The outcome of litigation or a regulatory matter, and the amount or range of potential loss at any particular time, is often inherently uncertain. The following is a summary of certain pending proceedings.

Prudential Annuities establishes accruals for litigation and regulatory matters when it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but the matter, if material, is disclosed, including matters discussed below. Prudential Annuities estimates that as of December 31, 2013, the aggregate range of reasonably possible losses in excess of accruals established for those litigation and regulatory matters for which such an estimate currently can be made is

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$0 to approximately $5.4 million. This estimate is not an indication of expected loss, if any, or Prudential Annuities’ maximum possible loss exposure on such matters. Prudential Annuities reviews relevant information with respect to its litigation and regulatory matters on a quarterly and annual basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

In January 2013, a qui tam action on behalf of the State of Florida, Total Asset Recovery Services v. Met Life Inc., et al., Manulife Financial Corporation, et. al., Prudential Financial, Inc., The Prudential Insurance Company of America, and Prudential Insurance Agency, LLC, filed in the Circuit Court of Leon County, Florida, was served on The Prudential Insurance Company of America (“Prudential Insurance”). The complaint alleges that Prudential Insurance failed to escheat life insurance proceeds to the State of Florida in violation of the Florida False Claims Act and seeks injunctive relief, compensatory damages, civil penalties, treble damages, prejudgment interest, attorneys’ fees and costs. In March 2013, the Company filed a motion to dismiss the complaint. In August 2013, the court dismissed the complaint with prejudice. In September 2013, plaintiff filed an appeal with Florida’s Circuit Court of the Second Judicial Circuit in Leon County.

In January 2012, a Global Resolution Agreement entered into by Prudential Annuities and a third party auditor became effective upon its acceptance by the unclaimed property departments of 20 states and jurisdictions. Under the terms of the Global Resolution Agreement, the third party auditor acting on behalf of the signatory states will compare expanded matching criteria to the Social Security Master Death File (“SSMDF”) to identify deceased insureds and contract holders where a valid claim has not been made. In February 2012, a Regulatory Settlement Agreement entered into by Prudential Annuities to resolve a multi-state market conduct examination regarding its adherence to state claim settlement practices became effective upon its acceptance by the insurance departments of 20 states and jurisdictions. The Regulatory Settlement Agreement applies prospectively and requires Prudential Annuities to adopt and implement additional procedures comparing its records to the SSMDF to identify unclaimed death benefits and prescribes procedures for identifying and locating beneficiaries once deaths are identified. Substantially all other jurisdictions that are not signatories to the Global Resolution Agreement or the Regulatory Settlement Agreement have entered into similar agreements with Prudential Annuities.

Prudential Annuities is one of several companies subpoenaed by the New York Attorney General regarding its unclaimed property procedures. Additionally, the New York State Department of Financial Services (“NYDFS”) has requested that 172 life insurers (including Prudential Annuities) provide data to the NYDFS regarding use of the SSMDF. The New York Office of Unclaimed Funds is conducting an audit of Prudential Annuities’ compliance with New York’s unclaimed property laws. In February 2012, the Massachusetts Office of the Attorney General requested information regarding Prudential Annuities’ unclaimed property procedures. In December 2013, this matter was closed without prejudice. In May 2013, Prudential Annuities entered into a settlement agreement with the Minnesota Department of Commerce, Insurance Division, which requires Prudential Annuities to take additional steps to identify deceased insureds and contract holders where a valid claim has not been made.

Prudential Annuities’ litigation and regulatory matters are subject to many uncertainties, and given their complexity and scope, their outcome cannot be predicted. It is possible that Prudential Annuities’ results of operations or cash flow in a particular quarterly or annual period could be materially affected by an ultimate unfavorable resolution of pending litigation and regulatory matters depending, in part, upon the results of operations or cash flow for such period. In light of the unpredictability of Prudential Annuities’ litigation and regulatory matters, it is also possible that in certain cases an ultimate unfavorable resolution of one or more pending litigation or regulatory matters could have a material adverse effect on Prudential Annuities’ financial position. Management believes, however, that, based on information currently known to it, the ultimate outcome of all pending litigation and regulatory matters, after consideration of applicable reserves and rights to indemnification, is not likely to have a material adverse effect on Prudential Annuities’ financial position.

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CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION

The following are the contents of the Statement of Additional Information:

General Information about Prudential Annuities
Prudential Annuities Life Assurance Corporation
Prudential Annuities Life Assurance Corporation Variable Account B
Prudential Annuities Life Assurance Corporation Separate Account D
Principal Underwriter/Distributor – Prudential Annuities Distributors, Inc.
How the Unit Price is Determined
Additional Information on Fixed Allocations
How We Calculate the Market Value Adjustment
General Information
Voting Rights
Modification
Deferral of Transactions
Misstatement of Age or Sex
Annuitization
Experts
Legal Experts
Financial Statements

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APPENDIX A – CONDENSED FINANCIAL INFORMATION ABOUT SEPARATE ACCOUNT B

SEC Rules require us to set forth information about the historical unit values for the Advanced Series Cornerstone Annuity. Because this is the initial offering of Advanced Series Cornerstone we do not yet have historical unit values associated with this Annuity. Such historical unit values will be provided in post-effective amendments.

Separate Account B consists of multiple Sub-accounts that are available as investment options for the Prudential Annuities. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. All or some of these Sub-accounts are available as investment options for other variable annuities we offer pursuant to different prospectuses.

Unit Prices And Numbers Of Units. The following tables show for each Annuity: (a) the historical Unit Price, corresponding to the Annuity features bearing the highest and lowest combinations of asset-based charges*, as of the dates shown, for Units in each of the Sub-accounts of Separate Account B that are being offered pursuant to this Prospectus**; and (b) the number of Units outstanding for each such Sub-account as of the dates shown. The period for each year begins on January 1 and ends on December 31. Since November 18, 2002, we have been determining, on a daily basis, multiple Unit Prices for each Sub-account of Separate Account B. We compute multiple Unit Prices because several of our variable annuities invest in the same Sub-accounts, and these annuities deduct varying charges that correspond to each combination of the applicable Insurance Charge, Distribution Charge (when applicable) and the charges for each optional benefit. Where an asset-based charge corresponding to a particular Sub-account within a new annuity product is identical to that in the same Sub-account within an existing annuity, the Unit Price for the new annuity will be identical to that of the existing annuity. In such cases, we will for reference purposes depict, in the condensed financial information for the new annuity, Unit Prices of the existing annuity. To the extent a Sub-account commenced operations during a particular calendar year, the Unit Price as of the end of the period reflects only the partial year results from the commencement of operations until December 31st of the applicable year. When a Unit Price was first calculated for a particular Sub-account, we set the price of that Unit at $10.00 per Unit. Thereafter, Unit Prices vary based on market performance. Unit Prices and Units are provided for Sub-accounts that commenced operations prior to January 1, 2014.

*	Note: While a unit price is reflected for the maximum combination of asset based charges for each Sub-account, not all Sub-accounts are available if you elect certain optional benefits.
**	The remaining unit values appear in the Statement of Additional Information, which you may obtain free of charge by sending in the request form at the end of the Prospectus or contacting us at 1-888-PRU-2888.

Advanced Series Cornerstone

Prudential Annuities Life Assurance Corporation

Prospectus

ACCUMULATION UNIT VALUES: With No Optional Benefits (1.15%)

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Academic Strategies Asset Allocation Portfolio
11/10/2008 to 12/31/2008	$8.05	$8.05	24,711
01/01/2009 to 12/31/2009	$8.05	$9.90	914,061
01/01/2010 to 12/31/2010	$9.90	$10.96	1,562,926
01/01/2011 to 12/31/2011	$10.96	$10.54	1,174,245
01/01/2012 to 12/31/2012	$10.54	$11.73	1,346,497
01/01/2013 to 12/31/2013	$11.73	$12.75	1,371,076
AST Advanced Strategies Portfolio
11/10/2008 to 12/31/2008	$8.10	$8.04	5,721
01/01/2009 to 12/31/2009	$8.04	$10.03	389,063
01/01/2010 to 12/31/2010	$10.03	$11.27	640,211
01/01/2011 to 12/31/2011	$11.27	$11.15	523,986
01/01/2012 to 12/31/2012	$11.15	$12.53	631,188
01/01/2013 to 12/31/2013	$12.53	$14.44	646,076

A-1

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST American Century Income & Growth Portfolio
11/10/2008 to 12/31/2008	$10.56	$10.67	18,304
01/01/2009 to 12/31/2009	$10.67	$12.43	25,083
01/01/2010 to 12/31/2010	$12.43	$13.99	34,878
01/01/2011 to 12/31/2011	$13.99	$14.32	42,362
01/01/2012 to 05/04/2012	$14.32	$15.59	0
AST AQR Emerging Markets Equity Portfolio
02/25/2013* to 12/31/2013	$10.00	$10.14	4,223
AST AQR Large-Cap Portfolio
04/29/2013* to 12/31/2013	$10.00	$11.68	4,797
AST Balanced Asset Allocation Portfolio
11/10/2008 to 12/31/2008	$8.36	$8.33	32,085
01/01/2009 to 12/31/2009	$8.33	$10.15	1,542,673
01/01/2010 to 12/31/2010	$10.15	$11.27	2,439,825
01/01/2011 to 12/31/2011	$11.27	$11.01	2,070,102
01/01/2012 to 12/31/2012	$11.01	$12.24	2,216,155
01/01/2013 to 12/31/2013	$12.24	$14.23	2,221,933
AST BlackRock Global Strategies Portfolio
05/02/2011* to 12/31/2011	$10.00	$9.20	18,409
01/01/2012 to 12/31/2012	$9.20	$10.17	38,432
01/01/2013 to 12/31/2013	$10.17	$11.15	46,603
AST BlackRock iShares ETF Portfolio
04/29/2013* to 12/31/2013	$10.00	$10.54	1,989
AST Capital Growth Asset Allocation Portfolio
11/10/2008 to 12/31/2008	$7.89	$7.85	16,496
01/01/2009 to 12/31/2009	$7.85	$9.72	1,321,943
01/01/2010 to 12/31/2010	$9.72	$10.89	2,065,600
01/01/2011 to 12/31/2011	$10.89	$10.51	1,469,934
01/01/2012 to 12/31/2012	$10.51	$11.81	1,825,382
01/01/2013 to 12/31/2013	$11.81	$14.33	2,003,360
AST ClearBridge Dividend Growth Portfolio formerly, AST Clearbridge Dividend Growth Portfolio
02/25/2013* to 12/31/2013	$10.00	$11.71	11,466
AST Cohen & Steers Realty Portfolio
11/10/2008 to 12/31/2008	$13.88	$14.93	5,934
01/01/2009 to 12/31/2009	$14.93	$19.46	9,804
01/01/2010 to 12/31/2010	$19.46	$24.76	13,156
01/01/2011 to 12/31/2011	$24.76	$26.09	21,984
01/01/2012 to 12/31/2012	$26.09	$29.75	27,252
01/01/2013 to 12/31/2013	$29.75	$30.33	36,608
AST Defensive Asset Allocation Portfolio
04/29/2013* to 12/31/2013	$10.00	$9.72	0
AST Federated Aggressive Growth Portfolio
11/10/2008 to 12/31/2008	$14.84	$14.76	11,948
01/01/2009 to 12/31/2009	$14.76	$19.35	23,783
01/01/2010 to 12/31/2010	$19.35	$25.35	23,796
01/01/2011 to 12/31/2011	$25.35	$21.78	27,459
01/01/2012 to 12/31/2012	$21.78	$25.85	36,427
01/01/2013 to 12/31/2013	$25.85	$35.98	46,755

A-2

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST FI Pyramis® Asset Allocation Portfolio
11/10/2008 to 12/31/2008	$7.23	$7.20	6,088
01/01/2009 to 12/31/2009	$7.20	$8.63	268,814
01/01/2010 to 12/31/2010	$8.63	$9.67	374,680
01/01/2011 to 12/31/2011	$9.67	$9.32	305,979
01/01/2012 to 12/31/2012	$9.32	$10.47	374,058
01/01/2013 to 12/31/2013	$10.47	$12.34	415,075
AST First Trust Balanced Target Portfolio
11/10/2008 to 12/31/2008	$7.21	$7.38	6,160
01/01/2009 to 12/31/2009	$7.38	$9.04	522,945
01/01/2010 to 12/31/2010	$9.04	$10.22	813,324
01/01/2011 to 12/31/2011	$10.22	$9.95	677,785
01/01/2012 to 12/31/2012	$9.95	$10.88	794,402
01/01/2013 to 12/31/2013	$10.88	$12.34	750,114
AST Focus Four Plus Portfolio
11/10/2008 to 12/31/2008	$7.62	$7.49	9,758
01/01/2009 to 11/13/2009	$7.49	$8.41	0
AST Franklin Templeton Founding Funds Allocation Portfolio
04/30/2012* to 12/31/2012	$10.00	$10.79	1,161,219
01/01/2013 to 12/31/2013	$10.79	$13.27	1,198,820
AST Franklin Templeton Founding Funds Plus Portfolio
04/29/2013* to 12/31/2013	$10.00	$10.85	47,511
AST Global Real Estate Portfolio
11/10/2008 to 12/31/2008	$6.15	$6.13	0
01/01/2009 to 12/31/2009	$6.13	$8.18	28,235
01/01/2010 to 12/31/2010	$8.18	$9.72	32,992
01/01/2011 to 12/31/2011	$9.72	$9.13	13,376
01/01/2012 to 12/31/2012	$9.13	$11.44	32,283
01/01/2013 to 12/31/2013	$11.44	$11.80	20,604
AST Goldman Sachs Concentrated Growth Portfolio
11/10/2008 to 12/31/2008	$8.95	$8.88	12
01/01/2009 to 12/31/2009	$8.88	$13.11	58,648
01/01/2010 to 12/31/2010	$13.11	$14.30	41,510
01/01/2011 to 12/31/2011	$14.30	$13.57	20,038
01/01/2012 to 12/31/2012	$13.57	$16.07	41,245
01/01/2013 to 12/31/2013	$16.07	$20.61	29,937
AST Goldman Sachs Large-Cap Value Portfolio
11/10/2008 to 12/31/2008	$9.84	$10.34	2,145
01/01/2009 to 12/31/2009	$10.34	$12.18	25,175
01/01/2010 to 12/31/2010	$12.18	$13.59	41,638
01/01/2011 to 12/31/2011	$13.59	$12.70	34,198
01/01/2012 to 12/31/2012	$12.70	$15.02	90,626
01/01/2013 to 12/31/2013	$15.02	$19.83	182,543
AST Goldman Sachs Mid-Cap Growth Portfolio
11/10/2008 to 12/31/2008	$11.36	$11.11	522
01/01/2009 to 12/31/2009	$11.11	$17.25	59,746
01/01/2010 to 12/31/2010	$17.25	$20.43	79,495
01/01/2011 to 12/31/2011	$20.43	$19.60	29,042
01/01/2012 to 12/31/2012	$19.60	$23.17	61,641
01/01/2013 to 12/31/2013	$23.17	$30.28	74,871

A-3

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Goldman Sachs Multi-Asset Portfolio formerly, AST Horizon Moderate Asset Allocation Portfolio
11/10/2008 to 12/31/2008	$7.65	$7.62	0
01/01/2009 to 12/31/2009	$7.62	$9.30	360,411
01/01/2010 to 12/31/2010	$9.30	$10.26	829,285
01/01/2011 to 12/31/2011	$10.26	$10.09	733,417
01/01/2012 to 12/31/2012	$10.09	$10.98	752,656
01/01/2013 to 12/31/2013	$10.98	$11.92	696,614
AST Goldman Sachs Small-Cap Value Portfolio
11/10/2008 to 12/31/2008	$13.57	$13.69	7,017
01/01/2009 to 12/31/2009	$13.69	$17.17	35,275
01/01/2010 to 12/31/2010	$17.17	$21.51	40,042
01/01/2011 to 12/31/2011	$21.51	$21.54	23,451
01/01/2012 to 12/31/2012	$21.54	$24.63	33,805
01/01/2013 to 12/31/2013	$24.63	$33.80	33,279
AST Herndon Large-Cap Value Portfolio formerly, AST BlackRock Value Portfolio
11/10/2008 to 12/31/2008	$11.63	$11.77	7,903
01/01/2009 to 12/31/2009	$11.77	$13.75	13,420
01/01/2010 to 12/31/2010	$13.75	$15.29	16,860
01/01/2011 to 12/31/2011	$15.29	$15.04	12,395
01/01/2012 to 12/31/2012	$15.04	$16.86	14,645
01/01/2013 to 12/31/2013	$16.86	$22.43	38,184
AST High Yield Portfolio
11/10/2008 to 12/31/2008	$11.43	$11.02	28,527
01/01/2009 to 12/31/2009	$11.02	$14.77	88,476
01/01/2010 to 12/31/2010	$14.77	$16.57	80,556
01/01/2011 to 12/31/2011	$16.57	$16.90	144,474
01/01/2012 to 12/31/2012	$16.90	$19.02	45,575
01/01/2013 to 12/31/2013	$19.02	$20.15	48,884
AST International Growth Portfolio
11/10/2008 to 12/31/2008	$12.16	$12.33	5,078
01/01/2009 to 12/31/2009	$12.33	$16.50	9,731
01/01/2010 to 12/31/2010	$16.50	$18.67	19,252
01/01/2011 to 12/31/2011	$18.67	$16.07	23,180
01/01/2012 to 12/31/2012	$16.07	$19.12	60,384
01/01/2013 to 12/31/2013	$19.12	$22.50	116,775
AST International Value Portfolio
11/10/2008 to 12/31/2008	$14.20	$14.17	7,925
01/01/2009 to 12/31/2009	$14.17	$18.27	14,938
01/01/2010 to 12/31/2010	$18.27	$20.07	21,715
01/01/2011 to 12/31/2011	$20.07	$17.35	18,167
01/01/2012 to 12/31/2012	$17.35	$20.01	30,153
01/01/2013 to 12/31/2013	$20.01	$23.63	46,439
AST J.P. Morgan Global Thematic Portfolio
11/10/2008 to 12/31/2008	$6.99	$6.98	0
01/01/2009 to 12/31/2009	$6.98	$8.74	476,451
01/01/2010 to 12/31/2010	$8.74	$9.84	772,403
01/01/2011 to 12/31/2011	$9.84	$9.67	606,311
01/01/2012 to 12/31/2012	$9.67	$10.86	677,571
01/01/2013 to 12/31/2013	$10.86	$12.48	712,642

A-4

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST J.P. Morgan International Equity Portfolio formerly, AST JPMorgan International Equity Portfolio
11/10/2008 to 12/31/2008	$12.31	$12.43	5,876
01/01/2009 to 12/31/2009	$12.43	$16.70	55,206
01/01/2010 to 12/31/2010	$16.70	$17.69	97,614
01/01/2011 to 12/31/2011	$17.69	$15.89	49,839
01/01/2012 to 12/31/2012	$15.89	$19.14	64,570
01/01/2013 to 12/31/2013	$19.14	$21.83	78,923
AST J.P. Morgan Strategic Opportunities Portfolio
11/10/2008 to 12/31/2008	$13.13	$12.30	929
01/01/2009 to 12/31/2009	$12.30	$14.83	180,568
01/01/2010 to 12/31/2010	$14.83	$15.73	240,367
01/01/2011 to 12/31/2011	$15.73	$15.59	202,928
01/01/2012 to 12/31/2012	$15.59	$17.06	218,413
01/01/2013 to 12/31/2013	$17.06	$18.73	216,556
AST Jennison Large-Cap Growth Portfolio
11/16/2009* to 12/31/2009	$10.08	$10.30	3,282
01/01/2010 to 12/31/2010	$10.30	$11.33	4,874
01/01/2011 to 12/31/2011	$11.33	$11.27	16,047
01/01/2012 to 12/31/2012	$11.27	$12.84	22,569
01/01/2013 to 12/31/2013	$12.84	$17.32	96,833
AST Jennison Large-Cap Value Portfolio
11/16/2009* to 12/31/2009	$10.15	$10.31	2,701
01/01/2010 to 12/31/2010	$10.31	$11.59	6,969
01/01/2011 to 12/31/2011	$11.59	$10.78	4,622
01/01/2012 to 12/31/2012	$10.78	$12.07	15,600
01/01/2013 to 12/31/2013	$12.07	$15.68	15,537
AST Large-Cap Value Portfolio
11/10/2008 to 12/31/2008	$9.21	$9.16	764
01/01/2009 to 12/31/2009	$9.16	$10.82	4,280
01/01/2010 to 12/31/2010	$10.82	$12.10	17,238
01/01/2011 to 12/31/2011	$12.10	$11.46	9,745
01/01/2012 to 12/31/2012	$11.46	$13.24	17,860
01/01/2013 to 12/31/2013	$13.24	$18.31	55,359
AST Loomis Sayles Large-Cap Growth Portfolio formerly, AST Marsico Capital Growth Portfolio
11/10/2008 to 12/31/2008	$10.51	$10.05	34,318
01/01/2009 to 12/31/2009	$10.05	$12.89	46,693
01/01/2010 to 12/31/2010	$12.89	$15.25	58,471
01/01/2011 to 12/31/2011	$15.25	$14.94	52,237
01/01/2012 to 12/31/2012	$14.94	$16.58	113,942
01/01/2013 to 12/31/2013	$16.58	$22.39	238,651
AST Lord Abbett Core Fixed Income Portfolio
11/10/2008 to 12/31/2008	$11.25	$11.02	51,247
01/01/2009 to 12/31/2009	$11.02	$14.66	57,575
01/01/2010 to 12/31/2010	$14.66	$16.44	67,953
01/01/2011 to 12/31/2011	$16.44	$17.90	13,452
01/01/2012 to 12/31/2012	$17.90	$18.75	58,338
01/01/2013 to 12/31/2013	$18.75	$18.16	123,101

A-5

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST MFS Global Equity Portfolio
11/10/2008 to 12/31/2008	$13.28	$13.39	4,900
01/01/2009 to 12/31/2009	$13.39	$17.41	17,137
01/01/2010 to 12/31/2010	$17.41	$19.28	27,945
01/01/2011 to 12/31/2011	$19.28	$18.46	19,656
01/01/2012 to 12/31/2012	$18.46	$22.46	45,046
01/01/2013 to 12/31/2013	$22.46	$28.34	41,487
AST MFS Growth Portfolio
11/10/2008 to 12/31/2008	$10.64	$10.28	1,505
01/01/2009 to 12/31/2009	$10.28	$12.63	16,608
01/01/2010 to 12/31/2010	$12.63	$14.08	29,835
01/01/2011 to 12/31/2011	$14.08	$13.84	21,047
01/01/2012 to 12/31/2012	$13.84	$16.02	41,995
01/01/2013 to 12/31/2013	$16.02	$21.64	52,397
AST MFS Large-Cap Value Portfolio
08/20/2012* to 12/31/2012	$10.00	$10.22	0
01/01/2013 to 12/31/2013	$10.22	$13.58	659
AST Mid-Cap Value Portfolio
11/10/2008 to 12/31/2008	$11.08	$11.25	415
01/01/2009 to 12/31/2009	$11.25	$15.44	10,773
01/01/2010 to 12/31/2010	$15.44	$18.87	21,245
01/01/2011 to 12/31/2011	$18.87	$18.01	10,531
01/01/2012 to 12/31/2012	$18.01	$21.08	14,127
01/01/2013 to 12/31/2013	$21.08	$27.59	21,318
AST Money Market Portfolio
11/10/2008 to 12/31/2008	$10.93	$10.94	176,488
01/01/2009 to 12/31/2009	$10.94	$10.84	108,717
01/01/2010 to 12/31/2010	$10.84	$10.71	111,243
01/01/2011 to 12/31/2011	$10.71	$10.59	103,617
01/01/2012 to 12/31/2012	$10.59	$10.47	130,013
01/01/2013 to 12/31/2013	$10.47	$10.35	288,635
AST Neuberger Berman / LSV Mid-Cap Value Portfolio
11/10/2008 to 12/31/2008	$11.35	$11.53	924
01/01/2009 to 12/31/2009	$11.53	$16.04	12,210
01/01/2010 to 12/31/2010	$16.04	$19.57	35,111
01/01/2011 to 12/31/2011	$19.57	$18.86	24,057
01/01/2012 to 12/31/2012	$18.86	$21.84	41,521
01/01/2013 to 12/31/2013	$21.84	$30.65	82,935
AST Neuberger Berman Core Bond Portfolio
10/31/2011* to 12/31/2011	$10.03	$10.08	756
01/01/2012 to 12/31/2012	$10.08	$10.45	0
01/01/2013 to 12/31/2013	$10.45	$10.04	3,149
AST Neuberger Berman Mid-Cap Growth Portfolio
11/10/2008 to 12/31/2008	$12.59	$12.10	141
01/01/2009 to 12/31/2009	$12.10	$15.52	6,961
01/01/2010 to 12/31/2010	$15.52	$19.74	19,356
01/01/2011 to 12/31/2011	$19.74	$19.84	28,636
01/01/2012 to 12/31/2012	$19.84	$22.04	31,765
01/01/2013 to 12/31/2013	$22.04	$28.90	36,981
AST Neuberger Berman Small-Cap Growth Portfolio
11/10/2008 to 12/31/2008	$11.26	$10.81	169
01/01/2009 to 12/31/2009	$10.81	$13.09	3,887
01/01/2010 to 12/31/2010	$13.09	$15.57	7,941
01/01/2011 to 04/29/2011	$15.57	$17.49	0

A-6

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST New Discovery Asset Allocation Portfolio
04/30/2012* to 12/31/2012	$10.00	$10.36	64,385
01/01/2013 to 12/31/2013	$10.36	$12.18	99,126
AST Parametric Emerging Markets Equity Portfolio
11/10/2008 to 12/31/2008	$5.76	$5.59	0
01/01/2009 to 12/31/2009	$5.59	$9.20	117,999
01/01/2010 to 12/31/2010	$9.20	$11.11	241,651
01/01/2011 to 12/31/2011	$11.11	$8.76	118,710
01/01/2012 to 12/31/2012	$8.76	$10.21	173,167
01/01/2013 to 12/31/2013	$10.21	$10.12	175,990
AST PIMCO Limited Maturity Bond Portfolio
11/10/2008 to 12/31/2008	$11.61	$11.31	63,423
01/01/2009 to 12/31/2009	$11.31	$12.32	42,844
01/01/2010 to 12/31/2010	$12.32	$12.66	81,187
01/01/2011 to 12/31/2011	$12.66	$12.79	68,255
01/01/2012 to 12/31/2012	$12.79	$13.24	146,946
01/01/2013 to 12/31/2013	$13.24	$12.80	293,078
AST PIMCO Total Return Bond Portfolio
11/10/2008 to 12/31/2008	$11.93	$11.82	33,428
01/01/2009 to 12/31/2009	$11.82	$13.61	403,919
01/01/2010 to 12/31/2010	$13.61	$14.49	719,024
01/01/2011 to 12/31/2011	$14.49	$14.78	632,075
01/01/2012 to 12/31/2012	$14.78	$15.97	838,162
01/01/2013 to 12/31/2013	$15.97	$15.50	755,745
AST Preservation Asset Allocation Portfolio
11/10/2008 to 12/31/2008	$9.20	$9.17	42,451
01/01/2009 to 12/31/2009	$9.17	$10.88	354,949
01/01/2010 to 12/31/2010	$10.88	$11.89	688,176
01/01/2011 to 12/31/2011	$11.89	$11.87	709,217
01/01/2012 to 12/31/2012	$11.87	$12.95	839,716
01/01/2013 to 12/31/2013	$12.95	$13.98	738,781
AST Prudential Core Bond Portfolio
10/31/2011* to 12/31/2011	$10.02	$10.08	10,791
01/01/2012 to 12/31/2012	$10.08	$10.67	19,739
01/01/2013 to 12/31/2013	$10.67	$10.31	13,958
AST Prudential Growth Allocation Portfolio formerly, AST First Trust Capital Appreciation Target Portfolio
11/10/2008 to 12/31/2008	$6.79	$6.79	16,663
01/01/2009 to 12/31/2009	$6.79	$8.46	1,176,271
01/01/2010 to 12/31/2010	$8.46	$9.95	1,733,959
01/01/2011 to 12/31/2011	$9.95	$9.23	1,209,165
01/01/2012 to 12/31/2012	$9.23	$10.30	1,426,557
01/01/2013 to 12/31/2013	$10.30	$11.91	1,452,243
AST QMA Emerging Markets Equity Portfolio
02/25/2013* to 12/31/2013	$10.00	$9.64	0
AST QMA Large-Cap Portfolio
04/29/2013* to 12/31/2013	$10.00	$11.72	0
AST QMA US Equity Alpha Portfolio
11/10/2008 to 12/31/2008	$9.38	$9.35	8,903
01/01/2009 to 12/31/2009	$9.35	$11.27	12,417
01/01/2010 to 12/31/2010	$11.27	$12.81	75,339
01/01/2011 to 12/31/2011	$12.81	$13.10	49,507
01/01/2012 to 12/31/2012	$13.10	$15.39	68,326
01/01/2013 to 12/31/2013	$15.39	$20.14	76,396

A-7

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Quantitative Modeling Portfolio
05/02/2011* to 12/31/2011	$10.00	$8.93	0
01/01/2012 to 12/31/2012	$8.93	$9.99	0
01/01/2013 to 12/31/2013	$9.99	$12.09	33,710
AST RCM World Trends Portfolio formerly, AST CLS Moderate Asset Allocation Portfolio
11/10/2008 to 12/31/2008	$7.25	$7.19	8,594
01/01/2009 to 12/31/2009	$7.19	$8.77	438,182
01/01/2010 to 12/31/2010	$8.77	$9.71	955,369
01/01/2011 to 12/31/2011	$9.71	$9.42	840,799
01/01/2012 to 12/31/2012	$9.42	$10.27	879,464
01/01/2013 to 12/31/2013	$10.27	$11.41	850,564
AST Schroders Global Tactical Portfolio
11/10/2008 to 12/31/2008	$7.42	$7.37	0
01/01/2009 to 12/31/2009	$7.37	$9.25	803,042
01/01/2010 to 12/31/2010	$9.25	$10.45	1,248,548
01/01/2011 to 12/31/2011	$10.45	$10.08	831,635
01/01/2012 to 12/31/2012	$10.08	$11.55	1,166,672
01/01/2013 to 12/31/2013	$11.55	$13.48	1,202,425
AST Schroders Multi-Asset World Strategies Portfolio
11/10/2008 to 12/31/2008	$10.57	$10.52	377
01/01/2009 to 12/31/2009	$10.52	$13.25	312,504
01/01/2010 to 12/31/2010	$13.25	$14.64	775,054
01/01/2011 to 12/31/2011	$14.64	$13.99	664,597
01/01/2012 to 12/31/2012	$13.99	$15.36	743,969
01/01/2013 to 12/31/2013	$15.36	$17.37	757,780
AST Small-Cap Growth Portfolio
11/10/2008 to 12/31/2008	$9.38	$9.52	2,121
01/01/2009 to 12/31/2009	$9.52	$12.60	34,079
01/01/2010 to 12/31/2010	$12.60	$16.99	12,258
01/01/2011 to 12/31/2011	$16.99	$16.63	9,822
01/01/2012 to 12/31/2012	$16.63	$18.44	14,615
01/01/2013 to 12/31/2013	$18.44	$24.65	62,996
AST Small-Cap Value Portfolio
11/10/2008 to 12/31/2008	$12.33	$12.64	14,814
01/01/2009 to 12/31/2009	$12.64	$15.87	20,198
01/01/2010 to 12/31/2010	$15.87	$19.77	20,406
01/01/2011 to 12/31/2011	$19.77	$18.37	18,778
01/01/2012 to 12/31/2012	$18.37	$21.46	35,533
01/01/2013 to 12/31/2013	$21.46	$29.14	92,549
AST T. Rowe Price Asset Allocation Portfolio
11/10/2008 to 12/31/2008	$11.80	$11.89	4,984
01/01/2009 to 12/31/2009	$11.89	$14.59	554,032
01/01/2010 to 12/31/2010	$14.59	$16.09	1,083,296
01/01/2011 to 12/31/2011	$16.09	$16.22	999,857
01/01/2012 to 12/31/2012	$16.22	$18.20	1,271,409
01/01/2013 to 12/31/2013	$18.20	$21.02	1,276,857
AST T. Rowe Price Equity Income Portfolio
11/10/2008 to 12/31/2008	$9.90	$9.87	5,384
01/01/2009 to 12/31/2009	$9.87	$12.08	10,638
01/01/2010 to 12/31/2010	$12.08	$13.52	21,769
01/01/2011 to 12/31/2011	$13.52	$13.15	15,374
01/01/2012 to 12/31/2012	$13.15	$15.24	50,027
01/01/2013 to 12/31/2013	$15.24	$19.54	114,432

A-8

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST T. Rowe Price Large-Cap Growth Portfolio
11/10/2008 to 12/31/2008	$9.07	$9.03	88
01/01/2009 to 12/31/2009	$9.03	$13.69	60,752
01/01/2010 to 12/31/2010	$13.69	$15.67	99,978
01/01/2011 to 12/31/2011	$15.67	$15.23	46,258
01/01/2012 to 12/31/2012	$15.23	$17.70	59,479
01/01/2013 to 12/31/2013	$17.70	$25.19	99,275
AST T. Rowe Price Natural Resources Portfolio
11/10/2008 to 12/31/2008	$19.61	$18.27	7,141
01/01/2009 to 12/31/2009	$18.27	$26.97	41,100
01/01/2010 to 12/31/2010	$26.97	$32.11	63,949
01/01/2011 to 12/31/2011	$32.11	$27.01	51,278
01/01/2012 to 12/31/2012	$27.01	$27.66	69,365
01/01/2013 to 12/31/2013	$27.66	$31.55	68,307
AST Templeton Global Bond Portfolio formerly, AST T. Rowe Price Global Bond Portfolio
11/10/2008 to 12/31/2008	$12.02	$12.82	32,537
01/01/2009 to 12/31/2009	$12.82	$14.21	39,438
01/01/2010 to 12/31/2010	$14.21	$14.85	45,074
01/01/2011 to 12/31/2011	$14.85	$15.29	39,211
01/01/2012 to 12/31/2012	$15.29	$15.90	53,980
01/01/2013 to 12/31/2013	$15.90	$15.13	113,438
AST Wellington Management Hedged Equity Portfolio
11/10/2008 to 12/31/2008	$7.11	$7.06	12,822
01/01/2009 to 12/31/2009	$7.06	$8.96	225,384
01/01/2010 to 12/31/2010	$8.96	$10.16	319,967
01/01/2011 to 12/31/2011	$10.16	$9.69	288,135
01/01/2012 to 12/31/2012	$9.69	$10.64	348,044
01/01/2013 to 12/31/2013	$10.64	$12.67	412,006
AST Western Asset Core Plus Bond Portfolio
11/10/2008 to 12/31/2008	$9.26	$9.36	1,731
01/01/2009 to 12/31/2009	$9.36	$10.32	133,974
01/01/2010 to 12/31/2010	$10.32	$11.00	244,533
01/01/2011 to 12/31/2011	$11.00	$11.53	207,165
01/01/2012 to 12/31/2012	$11.53	$12.29	244,516
01/01/2013 to 12/31/2013	$12.29	$11.97	328,315
AST Western Asset Emerging Markets Debt Portfolio
08/20/2012* to 12/31/2012	$10.00	$10.41	0
01/01/2013 to 12/31/2013	$10.41	$9.45	0
Evergreen VA Growth Fund
11/10/2008 to 12/31/2008	$8.05	$8.05	2,136
01/01/2009 to 12/31/2009	$8.05	$11.12	2,097
01/01/2010 to 07/16/2010	$11.12	$10.92	0
Evergreen VA International Equity Fund
11/10/2008 to 12/31/2008	$11.09	$11.31	22
01/01/2009 to 12/31/2009	$11.31	$12.96	1,485
01/01/2010 to 07/16/2010	$12.96	$12.35	0
Evergreen VA Omega Fund
11/10/2008 to 12/31/2008	$11.81	$12.09	0
01/01/2009 to 12/31/2009	$12.09	$17.21	815
01/01/2010 to 07/16/2010	$17.21	$16.12	0

A-9

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
First Trust Target Focus Four Portfolio
11/10/2008 to 12/31/2008	$8.71	$8.67	0
01/01/2009 to 12/31/2009	$8.67	$11.04	0
01/01/2010 to 12/31/2010	$11.04	$12.99	0
01/01/2011 to 12/31/2011	$12.99	$11.44	0
01/01/2012 to 12/31/2012	$11.44	$12.87	0
01/01/2013 to 12/31/2013	$12.87	$16.67	73
Franklin Templeton VIP Founding Funds Allocation Fund
11/10/2008 to 12/31/2008	$6.73	$6.67	6,808
01/01/2009 to 12/31/2009	$6.67	$8.57	607,785
01/01/2010 to 12/31/2010	$8.57	$9.34	1,430,034
01/01/2011 to 12/31/2011	$9.34	$9.08	959,901
01/01/2012 to 09/21/2012	$9.08	$10.21	0
Global Dividend Target 15 Portfolio
11/10/2008 to 12/31/2008	$11.29	$11.23	867
01/01/2009 to 12/31/2009	$11.23	$15.66	859
01/01/2010 to 12/31/2010	$15.66	$16.98	756
01/01/2011 to 12/31/2011	$16.98	$15.53	752
01/01/2012 to 12/31/2012	$15.53	$19.24	23,267
01/01/2013 to 12/31/2013	$19.24	$21.75	25,764
Invesco V.I. Capital Development Fund – Series I
04/29/2011* to 12/31/2011	$10.03	$8.20	2
01/01/2012 to 04/27/2012	$8.20	$9.31	0
Invesco V.I. Diversified Dividend Fund – Series I
04/29/2011* to 12/31/2011	$9.99	$9.15	477
01/01/2012 to 12/31/2012	$9.15	$10.74	1,688
01/01/2013 to 12/31/2013	$10.74	$13.91	1,859
Invesco V.I. Dynamics Fund – Series I
11/10/2008 to 12/31/2008	$10.95	$10.60	4
01/01/2009 to 12/31/2009	$10.60	$14.93	3
01/01/2010 to 12/31/2010	$14.93	$18.27	0
01/01/2011 to 04/29/2011	$18.27	$20.38	0
Invesco V.I. Financial Services Fund – Series I
11/10/2008 to 12/31/2008	$5.63	$5.07	618
01/01/2009 to 12/31/2009	$5.07	$6.39	609
01/01/2010 to 12/31/2010	$6.39	$6.97	5,059
01/01/2011 to 04/29/2011	$6.97	$7.37	0
Invesco V.I. Global Health Care Fund – Series I
11/10/2008 to 12/31/2008	$11.18	$11.10	0
01/01/2009 to 12/31/2009	$11.10	$14.00	0
01/01/2010 to 12/31/2010	$14.00	$14.58	0
01/01/2011 to 12/31/2011	$14.58	$14.98	23
01/01/2012 to 12/31/2012	$14.98	$17.90	2,635
01/01/2013 to 12/31/2013	$17.90	$24.87	6,228
Invesco V.I. Mid Cap Growth Portfolio, Series I formerly, Invesco Van Kampen V.I. Mid Cap Growth Fund – Series I
04/27/2012* to 12/31/2012	$10.05	$9.80	1,609
01/01/2013 to 12/31/2013	$9.80	$13.27	4,838

A-10

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
Invesco V.I. Technology Fund – Series I
11/10/2008 to 12/31/2008	$6.45	$6.24	0
01/01/2009 to 12/31/2009	$6.24	$9.70	714
01/01/2010 to 12/31/2010	$9.70	$11.63	1,935
01/01/2011 to 12/31/2011	$11.63	$10.92	1,178
01/01/2012 to 12/31/2012	$10.92	$12.01	0
01/01/2013 to 12/31/2013	$12.01	$14.86	0
NASDAQ Target 15 Portfolio
11/10/2008 to 12/31/2008	$7.15	$6.87	0
01/01/2009 to 12/31/2009	$6.87	$7.94	0
01/01/2010 to 12/31/2010	$7.94	$10.23	0
01/01/2011 to 12/31/2011	$10.23	$10.24	0
01/01/2012 to 12/31/2012	$10.24	$11.44	0
01/01/2013 to 12/31/2013	$11.44	$16.83	0
NVIT Developing Markets Fund
11/10/2008 to 12/31/2008	$19.28	$18.99	4,931
01/01/2009 to 12/31/2009	$18.99	$30.45	5,599
01/01/2010 to 12/31/2010	$30.45	$34.96	7,326
01/01/2011 to 12/31/2011	$34.96	$26.82	7,062
01/01/2012 to 12/31/2012	$26.82	$30.96	21,717
01/01/2013 to 12/31/2013	$30.96	$30.61	25,271
Prudential SP International Growth Portfolio
11/10/2008 to 12/31/2008	$8.31	$8.42	49
01/01/2009 to 12/31/2009	$8.42	$11.41	73
01/01/2010 to 12/31/2010	$11.41	$12.86	72
01/01/2011 to 12/31/2011	$12.86	$10.82	0
01/01/2012 to 12/31/2012	$10.82	$13.09	0
01/01/2013 to 12/31/2013	$13.09	$15.38	1,010
S&P Target 24 Portfolio
11/10/2008 to 12/31/2008	$7.86	$8.29	0
01/01/2009 to 12/31/2009	$8.29	$9.32	0
01/01/2010 to 12/31/2010	$9.32	$10.99	0
01/01/2011 to 12/31/2011	$10.99	$11.79	153
01/01/2012 to 12/31/2012	$11.79	$12.76	652
01/01/2013 to 12/31/2013	$12.76	$17.93	4,594
Target Managed VIP Portfolio
11/10/2008 to 12/31/2008	$7.85	$7.84	0
01/01/2009 to 12/31/2009	$7.84	$8.75	0
01/01/2010 to 12/31/2010	$8.75	$10.31	0
01/01/2011 to 12/31/2011	$10.31	$10.02	106
01/01/2012 to 12/31/2012	$10.02	$11.19	1,700
01/01/2013 to 12/31/2013	$11.19	$15.02	4,055
The DOW DART 10 Portfolio
11/10/2008 to 12/31/2008	$8.70	$8.78	0
01/01/2009 to 12/31/2009	$8.78	$9.89	0
01/01/2010 to 12/31/2010	$9.89	$11.41	0
01/01/2011 to 12/31/2011	$11.41	$12.15	0
01/01/2012 to 12/31/2012	$12.15	$13.30	496
01/01/2013 to 12/31/2013	$13.30	$17.21	333

A-11

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
The DOW Target Dividend Portfolio
11/10/2008 to 12/31/2008	$7.17	$6.72	0
01/01/2009 to 12/31/2009	$6.72	$7.58	0
01/01/2010 to 12/31/2010	$7.58	$8.73	0
01/01/2011 to 12/31/2011	$8.73	$9.15	0
01/01/2012 to 12/31/2012	$9.15	$9.54	0
01/01/2013 to 12/31/2013	$9.54	$12.09	7,851
Value Line Target 25 Portfolio
11/10/2008 to 12/31/2008	$7.97	$7.93	0
01/01/2009 to 12/31/2009	$7.93	$8.40	0
01/01/2010 to 12/31/2010	$8.40	$10.83	0
01/01/2011 to 12/31/2011	$10.83	$8.06	0
01/01/2012 to 12/31/2012	$8.06	$9.67	0
01/01/2013 to 12/31/2013	$9.67	$12.56	0
Wells Fargo Advantage VT Equity Income
11/10/2008 to 12/31/2008	$10.71	$10.58	8
01/01/2009 to 12/31/2009	$10.58	$12.22	2,378
01/01/2010 to 07/16/2010	$12.22	$11.77	0
Wells Fargo Advantage VT International Equity Portfolio Share Class 1
07/16/2010* to 12/31/2010	$12.36	$14.98	11
01/01/2011 to 12/31/2011	$14.98	$12.92	739
01/01/2012 to 12/31/2012	$12.92	$14.51	2,608
01/01/2013 to 12/31/2013	$14.51	$17.21	8,258
Wells Fargo Advantage VT Intrinsic Value Portfolio Share Class 2
07/16/2010* to 12/31/2010	$11.77	$13.75	5,712
01/01/2011 to 12/31/2011	$13.75	$13.30	0
01/01/2012 to 12/31/2012	$13.30	$15.70	1,427
01/01/2013 to 12/31/2013	$15.70	$20.23	1,787
Wells Fargo Advantage VT Omega Growth Portfolio Share Class 1
07/16/2010* to 12/31/2010	$16.12	$20.38	670
01/01/2011 to 12/31/2011	$20.38	$19.07	850
01/01/2012 to 12/31/2012	$19.07	$22.76	1,067
01/01/2013 to 12/31/2013	$22.76	$31.54	4,227
Wells Fargo Advantage VT Small Cap Growth Portfolio Share Class 1
07/16/2010* to 12/31/2010	$9.59	$12.28	2,168
01/01/2011 to 12/31/2011	$12.28	$11.61	4,228
01/01/2012 to 12/31/2012	$11.61	$12.41	33,251
01/01/2013 to 12/31/2013	$12.41	$18.46	39,312

*	Denotes the start date of these sub-accounts

A-12

Advanced Series Cornerstone

Prudential Annuities Life Assurance Corporation

Prospectus

ACCUMULATION UNIT VALUES: With HD GRO 60 bps and Combo 5%/HAV 80 bps OR GRO Plus 2008 60 bps and Combo 5%/HAV 80 bps (2.55%)

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Academic Strategies Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$10.02	$12.18	0
01/01/2010 to 12/31/2010	$12.18	$13.29	816
01/01/2011 to 12/31/2011	$13.29	$12.60	445
01/01/2012 to 12/31/2012	$12.60	$13.82	523
01/01/2013 to 12/31/2013	$13.82	$14.82	76
AST Advanced Strategies Portfolio
05/01/2009 to 12/31/2009	$10.04	$12.37	0
01/01/2010 to 12/31/2010	$12.37	$13.71	0
01/01/2011 to 12/31/2011	$13.71	$13.38	0
01/01/2012 to 12/31/2012	$13.38	$14.81	0
01/01/2013 to 12/31/2013	$14.81	$16.83	0
AST American Century Income & Growth Portfolio
05/01/2009 to 12/31/2009	$10.08	$12.42	0
01/01/2010 to 12/31/2010	$12.42	$13.78	819
01/01/2011 to 12/31/2011	$13.78	$13.91	411
01/01/2012 to 05/04/2012	$13.91	$15.06	0
AST Balanced Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$10.02	$12.00	0
01/01/2010 to 12/31/2010	$12.00	$13.14	0
01/01/2011 to 12/31/2011	$13.14	$12.65	0
01/01/2012 to 12/31/2012	$12.65	$13.86	0
01/01/2013 to 12/31/2013	$13.86	$15.89	0
AST BlackRock Global Strategies Portfolio
05/02/2011* to 12/31/2011	$10.00	$9.11	0
01/01/2012 to 12/31/2012	$9.11	$9.93	0
01/01/2013 to 12/31/2013	$9.93	$10.73	0
AST BlackRock iShares ETF Portfolio
04/29/2013* to 12/31/2013	$10.00	$10.43	0
AST Bond Portfolio 2015
05/01/2009 to 12/31/2009	$9.96	$9.96	0
01/01/2010 to 12/31/2010	$9.96	$10.61	0
01/01/2011 to 12/31/2011	$10.61	$11.00	0
01/01/2012 to 12/31/2012	$11.00	$11.05	0
01/01/2013 to 12/31/2013	$11.05	$10.73	0
AST Bond Portfolio 2016
05/01/2009 to 12/31/2009	$9.94	$9.58	0
01/01/2010 to 12/31/2010	$9.58	$10.32	0
01/01/2011 to 12/31/2011	$10.32	$11.03	0
01/01/2012 to 12/31/2012	$11.03	$11.19	0
01/01/2013 to 12/31/2013	$11.19	$10.83	0
AST Bond Portfolio 2017
01/04/2010* to 12/31/2010	$10.00	$10.68	0
01/01/2011 to 12/31/2011	$10.68	$11.60	0
01/01/2012 to 12/31/2012	$11.60	$11.88	0
01/01/2013 to 12/31/2013	$11.88	$11.34	0

A-13

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Bond Portfolio 2018
05/01/2009 to 12/31/2009	$9.92	$9.64	0
01/01/2010 to 12/31/2010	$9.64	$10.45	0
01/01/2011 to 12/31/2011	$10.45	$11.57	4,662
01/01/2012 to 12/31/2012	$11.57	$11.91	3,803
01/01/2013 to 12/31/2013	$11.91	$11.25	0
AST Bond Portfolio 2019
05/01/2009 to 12/31/2009	$9.91	$9.54	0
01/01/2010 to 12/31/2010	$9.54	$10.36	0
01/01/2011 to 12/31/2011	$10.36	$11.71	0
01/01/2012 to 12/31/2012	$11.71	$12.08	0
01/01/2013 to 12/31/2013	$12.08	$11.20	0
AST Bond Portfolio 2020
05/01/2009 to 12/31/2009	$9.88	$9.22	0
01/01/2010 to 12/31/2010	$9.22	$10.05	0
01/01/2011 to 12/31/2011	$10.05	$11.62	0
01/01/2012 to 12/31/2012	$11.62	$12.04	0
01/01/2013 to 12/31/2013	$12.04	$10.97	9,100
AST Bond Portfolio 2021
01/04/2010* to 12/31/2010	$10.00	$10.92	0
01/01/2011 to 12/31/2011	$10.92	$12.81	0
01/01/2012 to 12/31/2012	$12.81	$13.33	0
01/01/2013 to 12/31/2013	$13.33	$12.08	0
AST Bond Portfolio 2022
01/03/2011* to 12/31/2011	$10.00	$11.93	15,844
01/01/2012 to 12/31/2012	$11.93	$12.30	14,670
01/01/2013 to 12/31/2013	$12.30	$10.82	0
AST Bond Portfolio 2023
01/03/2012* to 12/31/2012	$10.00	$10.32	0
01/01/2013 to 12/31/2013	$10.32	$9.03	35,592
AST Bond Portfolio 2024
01/02/2013* to 12/31/2013	$10.00	$8.68	0
AST Capital Growth Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$10.04	$12.27	0
01/01/2010 to 12/31/2010	$12.27	$13.56	0
01/01/2011 to 12/31/2011	$13.56	$12.89	0
01/01/2012 to 12/31/2012	$12.89	$14.28	0
01/01/2013 to 12/31/2013	$14.28	$17.08	0
AST ClearBridge Dividend Growth Portfolio formerly, AST Clearbridge Dividend Growth Portfolio
02/25/2013* to 12/31/2013	$10.00	$11.57	0
AST Cohen & Steers Realty Portfolio
05/01/2009 to 12/31/2009	$9.61	$14.46	0
01/01/2010 to 12/31/2010	$14.46	$18.14	0
01/01/2011 to 12/31/2011	$18.14	$18.84	0
01/01/2012 to 12/31/2012	$18.84	$21.18	0
01/01/2013 to 12/31/2013	$21.18	$21.29	0
AST Defensive Asset Allocation Portfolio
04/29/2013* to 12/31/2013	$10.00	$9.63	0

A-14

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Federated Aggressive Growth Portfolio
05/01/2009 to 12/31/2009	$9.98	$12.94	0
01/01/2010 to 12/31/2010	$12.94	$16.72	0
01/01/2011 to 12/31/2011	$16.72	$14.15	0
01/01/2012 to 12/31/2012	$14.15	$16.56	0
01/01/2013 to 12/31/2013	$16.56	$22.73	0
AST FI Pyramis® Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$10.03	$11.93	0
01/01/2010 to 12/31/2010	$11.93	$13.18	0
01/01/2011 to 12/31/2011	$13.18	$12.52	0
01/01/2012 to 12/31/2012	$12.52	$13.87	0
01/01/2013 to 12/31/2013	$13.87	$16.11	0
AST First Trust Balanced Target Portfolio
05/01/2009 to 12/31/2009	$10.01	$12.26	0
01/01/2010 to 12/31/2010	$12.26	$13.66	0
01/01/2011 to 12/31/2011	$13.66	$13.11	0
01/01/2012 to 12/31/2012	$13.11	$14.14	0
01/01/2013 to 12/31/2013	$14.14	$15.81	0
AST Franklin Templeton Founding Funds Allocation Portfolio
04/30/2012* to 12/31/2012	$10.00	$10.68	0
01/01/2013 to 12/31/2013	$10.68	$12.96	0
AST Franklin Templeton Founding Funds Plus Portfolio
04/29/2013* to 12/31/2013	$10.00	$10.75	0
AST Global Real Estate Portfolio
05/01/2009 to 12/31/2009	$9.86	$13.89	0
01/01/2010 to 12/31/2010	$13.89	$16.27	0
01/01/2011 to 12/31/2011	$16.27	$15.06	0
01/01/2012 to 12/31/2012	$15.06	$18.60	0
01/01/2013 to 12/31/2013	$18.60	$18.92	0
AST Goldman Sachs Concentrated Growth Portfolio
05/01/2009 to 12/31/2009	$10.05	$12.80	0
01/01/2010 to 12/31/2010	$12.80	$13.75	0
01/01/2011 to 12/31/2011	$13.75	$12.87	0
01/01/2012 to 12/31/2012	$12.87	$15.02	0
01/01/2013 to 12/31/2013	$15.02	$19.00	0
AST Goldman Sachs Large-Cap Value Portfolio
05/01/2009 to 12/31/2009	$10.12	$12.16	0
01/01/2010 to 12/31/2010	$12.16	$13.38	0
01/01/2011 to 12/31/2011	$13.38	$12.32	0
01/01/2012 to 12/31/2012	$12.32	$14.37	0
01/01/2013 to 12/31/2013	$14.37	$18.70	0
AST Goldman Sachs Mid-Cap Growth Portfolio
05/01/2009 to 12/31/2009	$10.06	$13.44	0
01/01/2010 to 12/31/2010	$13.44	$15.69	0
01/01/2011 to 12/31/2011	$15.69	$14.84	0
01/01/2012 to 12/31/2012	$14.84	$17.30	0
01/01/2013 to 12/31/2013	$17.30	$22.28	0
AST Goldman Sachs Multi-Asset Portfolio formerly, AST Horizon Moderate Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$10.02	$11.82	0
01/01/2010 to 12/31/2010	$11.82	$12.85	0
01/01/2011 to 12/31/2011	$12.85	$12.46	0
01/01/2012 to 12/31/2012	$12.46	$13.38	0
01/01/2013 to 12/31/2013	$13.38	$14.32	0

A-15

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Goldman Sachs Small-Cap Value Portfolio
05/01/2009 to 12/31/2009	$9.95	$12.72	0
01/01/2010 to 12/31/2010	$12.72	$15.71	0
01/01/2011 to 12/31/2011	$15.71	$15.51	0
01/01/2012 to 12/31/2012	$15.51	$17.48	0
01/01/2013 to 12/31/2013	$17.48	$23.65	0
AST Herndon Large-Cap Value Portfolio formerly, AST BlackRock Value Portfolio
05/01/2009 to 12/31/2009	$10.10	$12.71	0
01/01/2010 to 12/31/2010	$12.71	$13.93	813
01/01/2011 to 12/31/2011	$13.93	$13.51	429
01/01/2012 to 12/31/2012	$13.51	$14.93	476
01/01/2013 to 12/31/2013	$14.93	$19.59	60
AST High Yield Portfolio
05/01/2009 to 12/31/2009	$10.02	$12.48	0
01/01/2010 to 12/31/2010	$12.48	$13.80	0
01/01/2011 to 12/31/2011	$13.80	$13.87	0
01/01/2012 to 12/31/2012	$13.87	$15.40	0
01/01/2013 to 12/31/2013	$15.40	$16.08	0
AST International Growth Portfolio
05/01/2009 to 12/31/2009	$10.14	$13.23	0
01/01/2010 to 12/31/2010	$13.23	$14.76	0
01/01/2011 to 12/31/2011	$14.76	$12.52	0
01/01/2012 to 12/31/2012	$12.52	$14.69	0
01/01/2013 to 12/31/2013	$14.69	$17.04	0
AST International Value Portfolio
05/01/2009 to 12/31/2009	$10.12	$13.06	0
01/01/2010 to 12/31/2010	$13.06	$14.14	0
01/01/2011 to 12/31/2011	$14.14	$12.05	0
01/01/2012 to 12/31/2012	$12.05	$13.70	0
01/01/2013 to 12/31/2013	$13.70	$15.95	0
AST J.P. Morgan Global Thematic Portfolio
05/01/2009 to 12/31/2009	$10.04	$12.21	0
01/01/2010 to 12/31/2010	$12.21	$13.54	0
01/01/2011 to 12/31/2011	$13.54	$13.12	0
01/01/2012 to 12/31/2012	$13.12	$14.52	0
01/01/2013 to 12/31/2013	$14.52	$16.46	0
AST J.P. Morgan International Equity Portfolio formerly, AST JPMorgan International Equity Portfolio
05/01/2009 to 12/31/2009	$10.13	$13.54	0
01/01/2010 to 12/31/2010	$13.54	$14.15	0
01/01/2011 to 12/31/2011	$14.15	$12.52	0
01/01/2012 to 12/31/2012	$12.52	$14.88	0
01/01/2013 to 12/31/2013	$14.88	$16.73	0
AST J.P. Morgan Strategic Opportunities Portfolio
05/01/2009 to 12/31/2009	$10.08	$11.63	0
01/01/2010 to 12/31/2010	$11.63	$12.16	0
01/01/2011 to 12/31/2011	$12.16	$11.88	0
01/01/2012 to 12/31/2012	$11.88	$12.82	0
01/01/2013 to 12/31/2013	$12.82	$13.87	0

A-16

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Jennison Large-Cap Growth Portfolio
11/16/2009* to 12/31/2009	$10.08	$10.28	0
01/01/2010 to 12/31/2010	$10.28	$11.15	0
01/01/2011 to 12/31/2011	$11.15	$10.94	0
01/01/2012 to 12/31/2012	$10.94	$12.28	0
01/01/2013 to 12/31/2013	$12.28	$16.33	0
AST Jennison Large-Cap Value Portfolio
11/16/2009* to 12/31/2009	$10.14	$10.29	0
01/01/2010 to 12/31/2010	$10.29	$11.40	0
01/01/2011 to 12/31/2011	$11.40	$10.46	0
01/01/2012 to 12/31/2012	$10.46	$11.54	0
01/01/2013 to 12/31/2013	$11.54	$14.78	0
AST Large-Cap Value Portfolio
05/01/2009 to 12/31/2009	$10.06	$12.69	0
01/01/2010 to 12/31/2010	$12.69	$14.00	0
01/01/2011 to 12/31/2011	$14.00	$13.07	0
01/01/2012 to 12/31/2012	$13.07	$14.89	0
01/01/2013 to 12/31/2013	$14.89	$20.29	0
AST Loomis Sayles Large-Cap Growth Portfolio formerly, AST Marsico Capital Growth Portfolio
05/01/2009 to 12/31/2009	$10.01	$12.67	0
01/01/2010 to 12/31/2010	$12.67	$14.79	0
01/01/2011 to 12/31/2011	$14.79	$14.28	0
01/01/2012 to 12/31/2012	$14.28	$15.62	0
01/01/2013 to 12/31/2013	$15.62	$20.80	0
AST Lord Abbett Core Fixed Income Portfolio
05/01/2009 to 12/31/2009	$10.03	$12.04	0
01/01/2010 to 12/31/2010	$12.04	$13.31	0
01/01/2011 to 12/31/2011	$13.31	$14.29	0
01/01/2012 to 12/31/2012	$14.29	$14.75	0
01/01/2013 to 12/31/2013	$14.75	$14.09	0
AST MFS Global Equity Portfolio
05/01/2009 to 12/31/2009	$10.07	$13.32	0
01/01/2010 to 12/31/2010	$13.32	$14.55	0
01/01/2011 to 12/31/2011	$14.55	$13.73	0
01/01/2012 to 12/31/2012	$13.73	$16.47	0
01/01/2013 to 12/31/2013	$16.47	$20.48	0
AST MFS Growth Portfolio
05/01/2009 to 12/31/2009	$10.03	$12.11	0
01/01/2010 to 12/31/2010	$12.11	$13.31	0
01/01/2011 to 12/31/2011	$13.31	$12.90	0
01/01/2012 to 12/31/2012	$12.90	$14.71	0
01/01/2013 to 12/31/2013	$14.71	$19.60	0
AST MFS Large-Cap Value Portfolio
08/20/2012* to 12/31/2012	$10.00	$10.16	0
01/01/2013 to 12/31/2013	$10.16	$13.32	0
AST Mid-Cap Value Portfolio
05/01/2009 to 12/31/2009	$9.99	$13.19	0
01/01/2010 to 12/31/2010	$13.19	$15.89	0
01/01/2011 to 12/31/2011	$15.89	$14.95	0
01/01/2012 to 12/31/2012	$14.95	$17.25	0
01/01/2013 to 12/31/2013	$17.25	$22.25	0

A-17

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Money Market Portfolio
05/01/2009 to 12/31/2009	$10.00	$9.83	0
01/01/2010 to 12/31/2010	$9.83	$9.59	0
01/01/2011 to 12/31/2011	$9.59	$9.34	0
01/01/2012 to 12/31/2012	$9.34	$9.11	0
01/01/2013 to 12/31/2013	$9.11	$8.87	0
AST Neuberger Berman / LSV Mid-Cap Value Portfolio
05/01/2009 to 12/31/2009	$10.13	$13.67	0
01/01/2010 to 12/31/2010	$13.67	$16.45	0
01/01/2011 to 12/31/2011	$16.45	$15.63	0
01/01/2012 to 12/31/2012	$15.63	$17.84	0
01/01/2013 to 12/31/2013	$17.84	$24.69	0
AST Neuberger Berman Core Bond Portfolio
10/31/2011* to 12/31/2011	$10.03	$10.05	0
01/01/2012 to 12/31/2012	$10.05	$10.28	0
01/01/2013 to 12/31/2013	$10.28	$9.73	0
AST Neuberger Berman Mid-Cap Growth Portfolio
05/01/2009 to 12/31/2009	$9.98	$12.32	0
01/01/2010 to 12/31/2010	$12.32	$15.45	0
01/01/2011 to 12/31/2011	$15.45	$15.31	0
01/01/2012 to 12/31/2012	$15.31	$16.77	0
01/01/2013 to 12/31/2013	$16.77	$21.67	0
AST Neuberger Berman Small-Cap Growth Portfolio
05/01/2009 to 12/31/2009	$9.93	$12.03	0
01/01/2010 to 12/31/2010	$12.03	$14.10	0
01/01/2011 to 04/29/2011	$14.10	$15.76	0
AST New Discovery Asset Allocation Portfolio
04/30/2012* to 12/31/2012	$10.00	$10.26	705
01/01/2013 to 12/31/2013	$10.26	$11.89	96
AST Parametric Emerging Markets Equity Portfolio
05/01/2009 to 12/31/2009	$10.05	$14.75	0
01/01/2010 to 12/31/2010	$14.75	$17.57	0
01/01/2011 to 12/31/2011	$17.57	$13.65	0
01/01/2012 to 12/31/2012	$13.65	$15.69	0
01/01/2013 to 12/31/2013	$15.69	$15.32	0
AST PIMCO Limited Maturity Bond Portfolio
05/01/2009 to 12/31/2009	$9.99	$10.45	0
01/01/2010 to 12/31/2010	$10.45	$10.58	0
01/01/2011 to 12/31/2011	$10.58	$10.54	0
01/01/2012 to 12/31/2012	$10.54	$10.75	0
01/01/2013 to 12/31/2013	$10.75	$10.25	0
AST PIMCO Total Return Bond Portfolio
05/01/2009 to 12/31/2009	$9.98	$11.01	0
01/01/2010 to 12/31/2010	$11.01	$11.56	5,726
01/01/2011 to 12/31/2011	$11.56	$11.63	2,994
01/01/2012 to 12/31/2012	$11.63	$12.38	3,446
01/01/2013 to 12/31/2013	$12.38	$11.85	681
AST Preservation Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$10.02	$11.57	0
01/01/2010 to 12/31/2010	$11.57	$12.47	0
01/01/2011 to 12/31/2011	$12.47	$12.27	0
01/01/2012 to 12/31/2012	$12.27	$13.20	0
01/01/2013 to 12/31/2013	$13.20	$14.04	0

A-18

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Prudential Core Bond Portfolio
10/31/2011* to 12/31/2011	$10.02	$10.05	0
01/01/2012 to 12/31/2012	$10.05	$10.49	0
01/01/2013 to 12/31/2013	$10.49	$9.99	0
AST Prudential Growth Allocation Portfolio formerly, AST First Trust Capital Appreciation Target Portfolio
05/01/2009 to 12/31/2009	$9.99	$12.12	0
01/01/2010 to 12/31/2010	$12.12	$14.05	0
01/01/2011 to 12/31/2011	$14.05	$12.84	0
01/01/2012 to 12/31/2012	$12.84	$14.13	0
01/01/2013 to 12/31/2013	$14.13	$16.12	0
AST QMA US Equity Alpha Portfolio
05/01/2009 to 12/31/2009	$10.08	$12.76	0
01/01/2010 to 12/31/2010	$12.76	$14.31	0
01/01/2011 to 12/31/2011	$14.31	$14.43	0
01/01/2012 to 12/31/2012	$14.43	$16.70	0
01/01/2013 to 12/31/2013	$16.70	$21.56	0
AST Quantitative Modeling Portfolio
05/02/2011* to 12/31/2011	$10.00	$8.85	0
01/01/2012 to 12/31/2012	$8.85	$9.75	0
01/01/2013 to 12/31/2013	$9.75	$11.63	0
AST RCM World Trends Portfolio formerly, AST CLS Moderate Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$10.04	$11.90	0
01/01/2010 to 12/31/2010	$11.90	$12.98	23,042
01/01/2011 to 12/31/2011	$12.98	$12.42	11,606
01/01/2012 to 12/31/2012	$12.42	$13.34	12,728
01/01/2013 to 12/31/2013	$13.34	$14.62	2,722
AST Schroders Global Tactical Portfolio
05/01/2009 to 12/31/2009	$10.05	$12.30	0
01/01/2010 to 12/31/2010	$12.30	$13.71	403
01/01/2011 to 12/31/2011	$13.71	$13.04	216
01/01/2012 to 12/31/2012	$13.04	$14.73	245
01/01/2013 to 12/31/2013	$14.73	$16.94	34
AST Schroders Multi-Asset World Strategies Portfolio
05/01/2009 to 12/31/2009	$10.08	$12.34	0
01/01/2010 to 12/31/2010	$12.34	$13.45	0
01/01/2011 to 12/31/2011	$13.45	$12.67	0
01/01/2012 to 12/31/2012	$12.67	$13.72	0
01/01/2013 to 12/31/2013	$13.72	$15.29	0
AST Small-Cap Growth Portfolio
05/01/2009 to 12/31/2009	$10.01	$13.09	0
01/01/2010 to 12/31/2010	$13.09	$17.40	0
01/01/2011 to 12/31/2011	$17.40	$16.79	0
01/01/2012 to 12/31/2012	$16.79	$18.36	0
01/01/2013 to 12/31/2013	$18.36	$24.18	0
AST Small-Cap Value Portfolio
05/01/2009 to 12/31/2009	$9.98	$12.90	0
01/01/2010 to 12/31/2010	$12.90	$15.84	0
01/01/2011 to 12/31/2011	$15.84	$14.51	0
01/01/2012 to 12/31/2012	$14.51	$16.71	0
01/01/2013 to 12/31/2013	$16.71	$22.37	0

A-19

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST T. Rowe Price Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$10.04	$12.11	0
01/01/2010 to 12/31/2010	$12.11	$13.16	0
01/01/2011 to 12/31/2011	$13.16	$13.08	0
01/01/2012 to 12/31/2012	$13.08	$14.46	0
01/01/2013 to 12/31/2013	$14.46	$16.47	0
AST T. Rowe Price Equity Income Portfolio
05/01/2009 to 12/31/2009	$10.10	$12.86	0
01/01/2010 to 12/31/2010	$12.86	$14.19	0
01/01/2011 to 12/31/2011	$14.19	$13.61	0
01/01/2012 to 12/31/2012	$13.61	$15.55	0
01/01/2013 to 12/31/2013	$15.55	$19.65	0
AST T. Rowe Price Large-Cap Growth Portfolio
05/01/2009 to 12/31/2009	$9.99	$13.12	0
01/01/2010 to 12/31/2010	$13.12	$14.80	0
01/01/2011 to 12/31/2011	$14.80	$14.18	0
01/01/2012 to 12/31/2012	$14.18	$16.25	0
01/01/2013 to 12/31/2013	$16.25	$22.81	0
AST T. Rowe Price Natural Resources Portfolio
05/01/2009 to 12/31/2009	$10.30	$13.71	0
01/01/2010 to 12/31/2010	$13.71	$16.09	0
01/01/2011 to 12/31/2011	$16.09	$13.34	0
01/01/2012 to 12/31/2012	$13.34	$13.47	0
01/01/2013 to 12/31/2013	$13.47	$15.15	0
AST Templeton Global Bond Portfolio formerly, AST T. Rowe Price Global Bond Portfolio
05/01/2009 to 12/31/2009	$10.02	$11.07	0
01/01/2010 to 12/31/2010	$11.07	$11.41	0
01/01/2011 to 12/31/2011	$11.41	$11.57	0
01/01/2012 to 12/31/2012	$11.57	$11.87	0
01/01/2013 to 12/31/2013	$11.87	$11.13	0
AST Wellington Management Hedged Equity Portfolio
05/01/2009 to 12/31/2009	$10.06	$12.72	0
01/01/2010 to 12/31/2010	$12.72	$14.21	0
01/01/2011 to 12/31/2011	$14.21	$13.37	0
01/01/2012 to 12/31/2012	$13.37	$14.46	0
01/01/2013 to 12/31/2013	$14.46	$16.99	0
AST Western Asset Core Plus Bond Portfolio
05/01/2009 to 12/31/2009	$9.99	$10.72	0
01/01/2010 to 12/31/2010	$10.72	$11.26	6,383
01/01/2011 to 12/31/2011	$11.26	$11.64	3,228
01/01/2012 to 12/31/2012	$11.64	$12.23	3,770
01/01/2013 to 12/31/2013	$12.23	$11.74	736
Evergreen VA Growth Fund
05/01/2009 to 12/31/2009	$10.04	$12.59	0
01/01/2010 to 07/16/2010	$12.59	$12.27	0
Evergreen VA International Equity Fund
05/01/2009 to 12/31/2009	$10.05	$12.70	0
01/01/2010 to 07/16/2010	$12.70	$12.00	0
Evergreen VA Omega Fund
05/01/2009 to 12/31/2009	$9.89	$12.80	0
01/01/2010 to 07/16/2010	$12.80	$11.90	0

A-20

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
First Trust Target Focus Four Portfolio
05/01/2009 to 12/31/2009	$10.10	$13.23	0
01/01/2010 to 12/31/2010	$13.23	$15.34	0
01/01/2011 to 12/31/2011	$15.34	$13.32	0
01/01/2012 to 12/31/2012	$13.32	$14.78	0
01/01/2013 to 12/31/2013	$14.78	$18.88	0
Franklin Templeton VIP Founding Funds Allocation Fund
05/01/2009 to 12/31/2009	$10.07	$12.78	0
01/01/2010 to 12/31/2010	$12.78	$13.73	0
01/01/2011 to 12/31/2011	$13.73	$13.16	0
01/01/2012 to 09/21/2012	$13.16	$14.65	0
Global Dividend Target 15 Portfolio
05/01/2009 to 12/31/2009	$10.06	$14.44	0
01/01/2010 to 12/31/2010	$14.44	$15.44	0
01/01/2011 to 12/31/2011	$15.44	$13.92	0
01/01/2012 to 12/31/2012	$13.92	$17.01	0
01/01/2013 to 12/31/2013	$17.01	$18.95	0
Invesco V.I. Capital Development Fund – Series I
04/29/2011* to 12/31/2011	$10.03	$8.12	0
01/01/2012 to 04/27/2012	$8.12	$9.18	0
Invesco V.I. Diversified Dividend Fund – Series I
04/29/2011* to 12/31/2011	$9.99	$9.07	0
01/01/2012 to 12/31/2012	$9.07	$10.49	0
01/01/2013 to 12/31/2013	$10.49	$13.39	0
Invesco V.I. Dynamics Fund – Series I
05/01/2009 to 12/31/2009	$10.04	$13.11	0
01/01/2010 to 12/31/2010	$13.11	$15.82	0
01/01/2011 to 04/29/2011	$15.82	$17.56	0
Invesco V.I. Financial Services Fund – Series I
05/01/2009 to 12/31/2009	$10.00	$13.95	0
01/01/2010 to 12/31/2010	$13.95	$14.99	0
01/01/2011 to 04/29/2011	$14.99	$15.77	0
Invesco V.I. Global Health Care Fund – Series I
05/01/2009 to 12/31/2009	$9.95	$12.71	0
01/01/2010 to 12/31/2010	$12.71	$13.04	0
01/01/2011 to 12/31/2011	$13.04	$13.21	0
01/01/2012 to 12/31/2012	$13.21	$15.57	0
01/01/2013 to 12/31/2013	$15.57	$21.32	0
Invesco V.I. Mid Cap Growth Portfolio, Series I formerly, Invesco Van Kampen V.I. Mid Cap Growth Fund – Series I
04/27/2012* to 12/31/2012	$10.05	$9.70	0
01/01/2013 to 12/31/2013	$9.70	$12.96	0
Invesco V.I. Technology Fund – Series I
05/01/2009 to 12/31/2009	$10.08	$13.32	0
01/01/2010 to 12/31/2010	$13.32	$15.75	0
01/01/2011 to 12/31/2011	$15.75	$14.57	0
01/01/2012 to 12/31/2012	$14.57	$15.80	0
01/01/2013 to 12/31/2013	$15.80	$19.27	0

A-21

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
NASDAQ Target 15 Portfolio
05/01/2009 to 12/31/2009	$9.88	$11.46	0
01/01/2010 to 12/31/2010	$11.46	$14.56	0
01/01/2011 to 12/31/2011	$14.56	$14.37	0
01/01/2012 to 12/31/2012	$14.37	$15.82	0
01/01/2013 to 12/31/2013	$15.82	$22.95	0
NVIT Developing Markets Fund
05/01/2009 to 12/31/2009	$10.12	$14.46	0
01/01/2010 to 12/31/2010	$14.46	$16.37	0
01/01/2011 to 12/31/2011	$16.37	$12.38	0
01/01/2012 to 12/31/2012	$12.38	$14.09	0
01/01/2013 to 12/31/2013	$14.09	$13.73	0
Prudential SP International Growth Portfolio
05/01/2009 to 12/31/2009	$10.14	$13.36	0
01/01/2010 to 12/31/2010	$13.36	$14.85	0
01/01/2011 to 12/31/2011	$14.85	$12.31	0
01/01/2012 to 12/31/2012	$12.31	$14.68	0
01/01/2013 to 12/31/2013	$14.68	$17.01	0
S&P Target 24 Portfolio
05/01/2009 to 12/31/2009	$10.00	$11.97	0
01/01/2010 to 12/31/2010	$11.97	$13.92	0
01/01/2011 to 12/31/2011	$13.92	$14.73	0
01/01/2012 to 12/31/2012	$14.73	$15.70	0
01/01/2013 to 12/31/2013	$15.70	$21.76	0
Target Managed VIP Portfolio
05/01/2009 to 12/31/2009	$10.00	$12.27	0
01/01/2010 to 12/31/2010	$12.27	$14.24	0
01/01/2011 to 12/31/2011	$14.24	$13.64	0
01/01/2012 to 12/31/2012	$13.64	$15.03	0
01/01/2013 to 12/31/2013	$15.03	$19.89	0
The DOW DART 10 Portfolio
05/01/2009 to 12/31/2009	$10.14	$13.26	0
01/01/2010 to 12/31/2010	$13.26	$15.08	0
01/01/2011 to 12/31/2011	$15.08	$15.83	0
01/01/2012 to 12/31/2012	$15.83	$17.09	0
01/01/2013 to 12/31/2013	$17.09	$21.79	0
The DOW Target Dividend Portfolio
05/01/2009 to 12/31/2009	$10.05	$13.67	0
01/01/2010 to 12/31/2010	$13.67	$15.53	0
01/01/2011 to 12/31/2011	$15.53	$16.04	0
01/01/2012 to 12/31/2012	$16.04	$16.50	0
01/01/2013 to 12/31/2013	$16.50	$20.61	0
Value Line Target 25 Portfolio
05/01/2009 to 12/31/2009	$9.81	$10.69	0
01/01/2010 to 12/31/2010	$10.69	$13.58	0
01/01/2011 to 12/31/2011	$13.58	$9.97	0
01/01/2012 to 12/31/2012	$9.97	$11.79	0
01/01/2013 to 12/31/2013	$11.79	$15.10	0
Wells Fargo Advantage VT Equity Income
05/01/2009 to 12/31/2009	$10.09	$12.24	0
01/01/2010 to 07/16/2010	$12.24	$11.70	0

A-22

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
Wells Fargo Advantage VT International Equity Portfolio Share Class 1
07/16/2010* to 12/31/2010	$12.02	$14.47	0
01/01/2011 to 12/31/2011	$14.47	$12.30	0
01/01/2012 to 12/31/2012	$12.30	$13.62	0
01/01/2013 to 12/31/2013	$13.62	$15.92	0
Wells Fargo Advantage VT Intrinsic Value Portfolio Share Class 2
07/16/2010* to 12/31/2010	$11.70	$13.57	0
01/01/2011 to 12/31/2011	$13.57	$12.94	0
01/01/2012 to 12/31/2012	$12.94	$15.07	0
01/01/2013 to 12/31/2013	$15.07	$19.13	0
Wells Fargo Advantage VT Omega Growth Portfolio Share Class 1
07/16/2010* to 12/31/2010	$11.90	$14.94	0
01/01/2011 to 12/31/2011	$14.94	$13.78	0
01/01/2012 to 12/31/2012	$13.78	$16.22	0
01/01/2013 to 12/31/2013	$16.22	$22.16	0
Wells Fargo Advantage VT Small Cap Growth Portfolio Share Class 1
07/16/2010* to 12/31/2010	$9.59	$12.20	0
01/01/2011 to 12/31/2011	$12.20	$11.37	0
01/01/2012 to 12/31/2012	$11.37	$11.98	0
01/01/2013 to 12/31/2013	$11.98	$17.57	0

*	Denotes the start date of these sub-accounts

ASXT SIX

Prudential Annuities Life Assurance Corporation

Prospectus

ACCUMULATION UNIT VALUES: With No Optional Benefits (1.65%)

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Academic Strategies Asset Allocation Portfolio
12/05/2005* to 12/31/2005	$10.00	$10.02	2,726,484
01/01/2006 to 12/31/2006	$10.02	$11.01	21,829,919
01/01/2007 to 12/31/2007	$11.01	$11.83	30,616,578
01/01/2008 to 12/31/2008	$11.83	$7.93	35,995,508
01/01/2009 to 12/31/2009	$7.93	$9.70	107,441,591
01/01/2010 to 12/31/2010	$9.70	$10.68	133,580,486
01/01/2011 to 12/31/2011	$10.68	$10.22	102,346,558
01/01/2012 to 12/31/2012	$10.22	$11.32	108,178,074
01/01/2013 to 12/31/2013	$11.32	$12.24	100,174,797
AST Advanced Strategies Portfolio
03/20/2006* to 12/31/2006	$10.00	$10.66	5,258,474
01/01/2007 to 12/31/2007	$10.66	$11.48	8,525,849
01/01/2008 to 12/31/2008	$11.48	$7.93	16,229,117
01/01/2009 to 12/31/2009	$7.93	$9.84	54,720,347
01/01/2010 to 12/31/2010	$9.84	$11.00	68,974,007
01/01/2011 to 12/31/2011	$11.00	$10.83	55,424,347
01/01/2012 to 12/31/2012	$10.83	$12.11	63,361,367
01/01/2013 to 12/31/2013	$12.11	$13.88	63,758,948

A-23

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Alger All-Cap Growth Portfolio
01/01/2004 to 12/31/2004	$9.07	$9.67	1,798,457
01/01/2005 to 12/02/2005	$9.67	$11.10	0
AST AllianceBernstein Growth + Value Portfolio
01/01/2004 to 12/31/2004	$9.91	$10.72	1,620,391
01/01/2005 to 12/02/2005	$10.72	$11.86	0
AST American Century Income & Growth Portfolio
01/01/2004 to 12/31/2004	$10.45	$11.57	4,670,846
01/01/2005 to 12/31/2005	$11.57	$11.90	4,205,656
01/01/2006 to 12/31/2006	$11.90	$13.68	3,984,557
01/01/2007 to 12/31/2007	$13.68	$13.44	3,435,528
01/01/2008 to 12/31/2008	$13.44	$8.62	2,803,150
01/01/2009 to 12/31/2009	$8.62	$9.99	4,930,435
01/01/2010 to 12/31/2010	$9.99	$11.18	6,178,407
01/01/2011 to 12/31/2011	$11.18	$11.39	5,937,210
01/01/2012 to 05/04/2012	$11.39	$12.38	0
AST AQR Emerging Markets Equity Portfolio
02/25/2013* to 12/31/2013	$10.00	$10.10	48,359
AST AQR Large-Cap Portfolio
04/29/2013* to 12/31/2013	$10.00	$11.64	58,666
AST Balanced Asset Allocation Portfolio
12/05/2005* to 12/31/2005	$10.00	$10.03	685,724
01/01/2006 to 12/31/2006	$10.03	$10.90	7,315,279
01/01/2007 to 12/31/2007	$10.90	$11.70	12,873,620
01/01/2008 to 12/31/2008	$11.70	$8.20	24,018,186
01/01/2009 to 12/31/2009	$8.20	$9.95	97,458,970
01/01/2010 to 12/31/2010	$9.95	$10.99	124,066,065
01/01/2011 to 12/31/2011	$10.99	$10.67	99,522,684
01/01/2012 to 12/31/2012	$10.67	$11.81	107,656,583
01/01/2013 to 12/31/2013	$11.81	$13.66	103,827,389
AST BlackRock Global Strategies Portfolio
05/02/2011* to 12/31/2011	$10.00	$9.17	2,940,794
01/01/2012 to 12/31/2012	$9.17	$10.09	4,644,573
01/01/2013 to 12/31/2013	$10.09	$11.00	5,783,459
AST BlackRock iShares ETF Portfolio
04/29/2013* to 12/31/2013	$10.00	$10.50	872,802
AST Capital Growth Asset Allocation Portfolio
12/05/2005* to 12/31/2005	$10.00	$10.01	2,586,013
01/01/2006 to 12/31/2006	$10.01	$11.19	23,048,850
01/01/2007 to 12/31/2007	$11.19	$12.07	31,465,957
01/01/2008 to 12/31/2008	$12.07	$7.73	32,624,883
01/01/2009 to 12/31/2009	$7.73	$9.52	118,425,926
01/01/2010 to 12/31/2010	$9.52	$10.62	141,306,019
01/01/2011 to 12/31/2011	$10.62	$10.19	100,099,910
01/01/2012 to 12/31/2012	$10.19	$11.40	113,717,767
01/01/2013 to 12/31/2013	$11.40	$13.75	125,316,122
AST ClearBridge Dividend Growth Portfolio formerly, AST Clearbridge Dividend Growth Portfolio
02/25/2013* to 12/31/2013	$10.00	$11.66	342,569

A-24

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Cohen & Steers Realty Portfolio
01/01/2004 to 12/31/2004	$13.63	$18.49	4,080,179
01/01/2005 to 12/31/2005	$18.49	$20.88	3,749,124
01/01/2006 to 12/31/2006	$20.88	$28.08	3,925,105
01/01/2007 to 12/31/2007	$28.08	$22.11	2,254,421
01/01/2008 to 12/31/2008	$22.11	$14.12	1,741,032
01/01/2009 to 12/31/2009	$14.12	$18.32	2,154,565
01/01/2010 to 12/31/2010	$18.32	$23.19	2,674,245
01/01/2011 to 12/31/2011	$23.19	$24.31	2,210,944
01/01/2012 to 12/31/2012	$24.31	$27.58	2,291,954
01/01/2013 to 12/31/2013	$27.58	$27.98	2,083,185
AST DeAm Small-Cap Value Portfolio
01/01/2004 to 12/31/2004	$10.81	$12.99	2,143,020
01/01/2005 to 12/31/2005	$12.99	$12.92	2,106,236
01/01/2006 to 12/31/2006	$12.92	$15.25	1,874,276
01/01/2007 to 12/31/2007	$15.25	$12.33	1,578,237
01/01/2008 to 07/18/2008	$12.33	$11.30	0
AST Defensive Asset Allocation Portfolio
04/29/2013* to 12/31/2013	$10.00	$9.69	1,906,618
AST Federated Aggressive Growth Portfolio
01/01/2004 to 12/31/2004	$12.74	$15.42	4,808,453
01/01/2005 to 12/31/2005	$15.42	$16.60	5,464,855
01/01/2006 to 12/31/2006	$16.60	$18.43	4,641,175
01/01/2007 to 12/31/2007	$18.43	$20.16	4,026,646
01/01/2008 to 12/31/2008	$20.16	$11.08	2,977,983
01/01/2009 to 12/31/2009	$11.08	$14.46	3,702,808
01/01/2010 to 12/31/2010	$14.46	$18.85	4,200,876
01/01/2011 to 12/31/2011	$18.85	$16.11	4,029,967
01/01/2012 to 12/31/2012	$16.11	$19.02	3,987,156
01/01/2013 to 12/31/2013	$19.02	$26.34	3,589,232
AST FI Pyramis® Asset Allocation Portfolio
11/19/2007* to 12/31/2007	$10.00	$10.00	50,892
01/01/2008 to 12/31/2008	$10.00	$7.16	2,156,002
01/01/2009 to 12/31/2009	$7.16	$8.54	18,482,649
01/01/2010 to 12/31/2010	$8.54	$9.51	20,766,873
01/01/2011 to 12/31/2011	$9.51	$9.13	15,624,739
01/01/2012 to 12/31/2012	$9.13	$10.20	18,821,366
01/01/2013 to 12/31/2013	$10.20	$11.96	23,114,459
AST First Trust Balanced Target Portfolio
03/20/2006* to 12/31/2006	$10.00	$10.58	3,781,525
01/01/2007 to 12/31/2007	$10.58	$11.30	7,801,920
01/01/2008 to 12/31/2008	$11.30	$7.28	13,486,356
01/01/2009 to 12/31/2009	$7.28	$8.87	54,387,061
01/01/2010 to 12/31/2010	$8.87	$9.97	68,927,498
01/01/2011 to 12/31/2011	$9.97	$9.66	53,951,634
01/01/2012 to 12/31/2012	$9.66	$10.51	57,684,295
01/01/2013 to 12/31/2013	$10.51	$11.86	55,226,008
AST Focus Four Plus Portfolio
07/21/2008* to 12/31/2008	$10.00	$7.47	1,469,632
01/01/2009 to 11/13/2009	$7.47	$8.36	0
AST Franklin Templeton Founding Funds Allocation Portfolio
04/30/2012* to 12/31/2012	$10.00	$10.75	58,178,008
01/01/2013 to 12/31/2013	$10.75	$13.16	59,310,001

A-25

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Franklin Templeton Founding Funds Plus Portfolio
04/29/2013* to 12/31/2013	$10.00	$10.82	5,741,090
AST Global Real Estate Portfolio
07/21/2008* to 12/31/2008	$10.18	$6.11	100,170
01/01/2009 to 12/31/2009	$6.11	$8.12	1,148,210
01/01/2010 to 12/31/2010	$8.12	$9.60	2,343,259
01/01/2011 to 12/31/2011	$9.60	$8.97	1,365,221
01/01/2012 to 12/31/2012	$8.97	$11.18	1,941,296
01/01/2013 to 12/31/2013	$11.18	$11.48	2,026,740
AST Goldman Sachs Concentrated Growth Portfolio
01/01/2004 to 12/31/2004	$9.45	$9.64	2,785,100
01/01/2005 to 12/31/2005	$9.64	$9.80	2,531,901
01/01/2006 to 12/31/2006	$9.80	$10.60	2,498,654
01/01/2007 to 12/31/2007	$10.60	$11.88	2,806,534
01/01/2008 to 12/31/2008	$11.88	$6.98	1,877,493
01/01/2009 to 12/31/2009	$6.98	$10.25	5,358,114
01/01/2010 to 12/31/2010	$10.25	$11.12	5,307,161
01/01/2011 to 12/31/2011	$11.12	$10.51	3,678,070
01/01/2012 to 12/31/2012	$10.51	$12.37	3,859,929
01/01/2013 to 12/31/2013	$12.37	$15.79	4,053,712
AST Goldman Sachs Large-Cap Value Portfolio
01/01/2004 to 12/31/2004	$10.50	$11.46	25,850,506
01/01/2005 to 12/31/2005	$11.46	$11.81	31,190,346
01/01/2006 to 12/31/2006	$11.81	$13.62	23,350,650
01/01/2007 to 12/31/2007	$13.62	$14.08	19,997,748
01/01/2008 to 12/31/2008	$14.08	$8.22	14,384,005
01/01/2009 to 12/31/2009	$8.22	$9.63	15,821,358
01/01/2010 to 12/31/2010	$9.63	$10.69	15,820,580
01/01/2011 to 12/31/2011	$10.69	$9.94	12,948,030
01/01/2012 to 12/31/2012	$9.94	$11.69	10,758,682
01/01/2013 to 12/31/2013	$11.69	$15.36	8,989,436
AST Goldman Sachs Mid-Cap Growth Portfolio
01/01/2004 to 12/31/2004	$10.31	$11.80	4,375,813
01/01/2005 to 12/31/2005	$11.80	$12.16	5,391,424
01/01/2006 to 12/31/2006	$12.16	$12.71	4,189,111
01/01/2007 to 12/31/2007	$12.71	$14.92	3,918,725
01/01/2008 to 12/31/2008	$14.92	$8.69	2,808,881
01/01/2009 to 12/31/2009	$8.69	$13.42	5,868,356
01/01/2010 to 12/31/2010	$13.42	$15.82	6,728,348
01/01/2011 to 12/31/2011	$15.82	$15.10	4,560,864
01/01/2012 to 12/31/2012	$15.10	$17.76	4,904,077
01/01/2013 to 12/31/2013	$17.76	$23.09	5,099,534
AST Goldman Sachs Multi-Asset Portfolio formerly, AST Horizon Moderate Asset Allocation Portfolio
11/19/2007* to 12/31/2007	$10.00	$10.17	39,143
01/01/2008 to 12/31/2008	$10.17	$7.58	3,825,075
01/01/2009 to 12/31/2009	$7.58	$9.20	36,241,046
01/01/2010 to 12/31/2010	$9.20	$10.10	50,682,089
01/01/2011 to 12/31/2011	$10.10	$9.88	43,785,652
01/01/2012 to 12/31/2012	$9.88	$10.70	45,432,815
01/01/2013 to 12/31/2013	$10.70	$11.56	40,182,442

A-26

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Goldman Sachs Small-Cap Value Portfolio
01/01/2004 to 12/31/2004	$12.85	$15.19	1,541,896
01/01/2005 to 12/31/2005	$15.19	$15.68	1,243,642
01/01/2006 to 12/31/2006	$15.68	$18.08	1,000,596
01/01/2007 to 12/31/2007	$18.08	$16.87	758,170
01/01/2008 to 12/31/2008	$16.87	$12.17	667,006
01/01/2009 to 12/31/2009	$12.17	$15.19	2,182,014
01/01/2010 to 12/31/2010	$15.19	$18.93	3,471,178
01/01/2011 to 12/31/2011	$18.93	$18.86	2,549,765
01/01/2012 to 12/31/2012	$18.86	$21.46	2,633,520
01/01/2013 to 12/31/2013	$21.46	$29.30	3,094,420
AST Herndon Large-Cap Value Portfolio formerly, AST BlackRock Value Portfolio
01/01/2004 to 12/31/2004	$10.78	$12.53	2,351,197
01/01/2005 to 12/31/2005	$12.53	$13.47	2,585,881
01/01/2006 to 12/31/2006	$13.47	$16.13	4,397,725
01/01/2007 to 12/31/2007	$16.13	$16.05	3,751,417
01/01/2008 to 12/31/2008	$16.05	$9.90	2,589,179
01/01/2009 to 12/31/2009	$9.90	$11.51	3,294,871
01/01/2010 to 12/31/2010	$11.51	$12.73	3,942,580
01/01/2011 to 12/31/2011	$12.73	$12.46	3,528,509
01/01/2012 to 12/31/2012	$12.46	$13.89	3,502,241
01/01/2013 to 12/31/2013	$13.89	$18.40	2,924,047
AST High Yield Portfolio
01/01/2004 to 12/31/2004	$11.61	$12.69	13,717,128
01/01/2005 to 12/31/2005	$12.69	$12.62	9,658,908
01/01/2006 to 12/31/2006	$12.62	$13.70	9,653,937
01/01/2007 to 12/31/2007	$13.70	$13.80	6,461,538
01/01/2008 to 12/31/2008	$13.80	$10.11	5,931,752
01/01/2009 to 12/31/2009	$10.11	$13.47	13,509,194
01/01/2010 to 12/31/2010	$13.47	$15.04	12,605,729
01/01/2011 to 12/31/2011	$15.04	$15.26	11,922,775
01/01/2012 to 12/31/2012	$15.26	$17.09	10,459,161
01/01/2013 to 12/31/2013	$17.09	$18.02	8,393,440
AST International Growth Portfolio
01/01/2004 to 12/31/2004	$13.39	$15.30	11,265,469
01/01/2005 to 12/31/2005	$15.30	$17.54	12,141,521
01/01/2006 to 12/31/2006	$17.54	$20.87	9,628,446
01/01/2007 to 12/31/2007	$20.87	$24.43	8,347,423
01/01/2008 to 12/31/2008	$24.43	$11.96	6,129,240
01/01/2009 to 12/31/2009	$11.96	$15.91	6,854,079
01/01/2010 to 12/31/2010	$15.91	$17.92	7,241,298
01/01/2011 to 12/31/2011	$17.92	$15.34	5,734,722
01/01/2012 to 12/31/2012	$15.34	$18.16	4,942,527
01/01/2013 to 12/31/2013	$18.16	$21.27	4,582,698

A-27

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST International Value Portfolio
01/01/2004 to 12/31/2004	$10.79	$12.84	1,897,469
01/01/2005 to 12/31/2005	$12.84	$14.36	2,013,543
01/01/2006 to 12/31/2006	$14.36	$18.00	3,305,654
01/01/2007 to 12/31/2007	$18.00	$20.85	4,044,519
01/01/2008 to 12/31/2008	$20.85	$11.48	2,393,870
01/01/2009 to 12/31/2009	$11.48	$14.74	3,492,926
01/01/2010 to 12/31/2010	$14.74	$16.10	3,649,081
01/01/2011 to 12/31/2011	$16.10	$13.85	2,916,031
01/01/2012 to 12/31/2012	$13.85	$15.89	2,668,328
01/01/2013 to 12/31/2013	$15.89	$18.67	2,705,225
AST J.P. Morgan Global Thematic Portfolio
11/19/2007* to 12/31/2007	$10.00	$10.19	157,014
01/01/2008 to 12/31/2008	$10.19	$6.94	1,952,838
01/01/2009 to 12/31/2009	$6.94	$8.65	25,271,257
01/01/2010 to 12/31/2010	$8.65	$9.68	38,344,545
01/01/2011 to 12/31/2011	$9.68	$9.47	31,542,321
01/01/2012 to 12/31/2012	$9.47	$10.58	33,772,279
01/01/2013 to 12/31/2013	$10.58	$12.10	34,620,680
AST J.P. Morgan International Equity Portfolio formerly, AST JPMorgan International Equity Portfolio
01/01/2004 to 12/31/2004	$11.00	$12.67	3,227,381
01/01/2005 to 12/31/2005	$12.67	$13.84	5,621,834
01/01/2006 to 12/31/2006	$13.84	$16.71	4,715,269
01/01/2007 to 12/31/2007	$16.71	$17.98	4,504,935
01/01/2008 to 12/31/2008	$17.98	$10.37	2,459,224
01/01/2009 to 12/31/2009	$10.37	$13.86	5,086,873
01/01/2010 to 12/31/2010	$13.86	$14.60	5,905,133
01/01/2011 to 12/31/2011	$14.60	$13.05	4,359,903
01/01/2012 to 12/31/2012	$13.05	$15.65	4,428,816
01/01/2013 to 12/31/2013	$15.65	$17.75	4,647,244
AST J.P. Morgan Strategic Opportunities Portfolio
01/01/2004 to 12/31/2004	$10.24	$11.19	1,061,887
01/01/2005 to 12/31/2005	$11.19	$11.77	1,055,034
01/01/2006 to 12/31/2006	$11.77	$12.86	1,120,866
01/01/2007 to 12/31/2007	$12.86	$12.90	2,745,236
01/01/2008 to 12/31/2008	$12.90	$10.45	15,430,642
01/01/2009 to 12/31/2009	$10.45	$12.54	46,430,018
01/01/2010 to 12/31/2010	$12.54	$13.23	46,748,068
01/01/2011 to 12/31/2011	$13.23	$13.05	38,241,675
01/01/2012 to 12/31/2012	$13.05	$14.21	39,470,209
01/01/2013 to 12/31/2013	$14.21	$15.51	35,738,716
AST Jennison Large-Cap Growth Portfolio
11/16/2009* to 12/31/2009	$10.08	$10.29	141,417
01/01/2010 to 12/31/2010	$10.29	$11.27	473,823
01/01/2011 to 12/31/2011	$11.27	$11.15	755,324
01/01/2012 to 12/31/2012	$11.15	$12.64	1,110,275
01/01/2013 to 12/31/2013	$12.64	$16.96	1,223,206
AST Jennison Large-Cap Value Portfolio
11/16/2009* to 12/31/2009	$10.15	$10.30	58,774
01/01/2010 to 12/31/2010	$10.30	$11.52	748,340
01/01/2011 to 12/31/2011	$11.52	$10.67	655,241
01/01/2012 to 12/31/2012	$10.67	$11.88	688,787
01/01/2013 to 12/31/2013	$11.88	$15.35	921,219

A-28

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Large-Cap Value Portfolio
01/01/2004 to 12/31/2004	$9.83	$11.17	3,717,848
01/01/2005 to 12/31/2005	$11.17	$11.69	5,245,458
01/01/2006 to 12/31/2006	$11.69	$13.62	5,568,043
01/01/2007 to 12/31/2007	$13.62	$13.00	4,973,375
01/01/2008 to 12/31/2008	$13.00	$7.48	4,027,564
01/01/2009 to 12/31/2009	$7.48	$8.78	5,087,827
01/01/2010 to 12/31/2010	$8.78	$9.78	5,307,829
01/01/2011 to 12/31/2011	$9.78	$9.21	4,698,568
01/01/2012 to 12/31/2012	$9.21	$10.59	4,248,181
01/01/2013 to 12/31/2013	$10.59	$14.57	5,494,376
AST Loomis Sayles Large-Cap Growth Portfolio formerly, AST Marsico Capital Growth Portfolio
01/01/2004 to 12/31/2004	$10.78	$12.26	28,117,310
01/01/2005 to 12/31/2005	$12.26	$12.88	32,140,125
01/01/2006 to 12/31/2006	$12.88	$13.59	26,497,526
01/01/2007 to 12/31/2007	$13.59	$15.36	23,963,028
01/01/2008 to 12/31/2008	$15.36	$8.51	16,673,165
01/01/2009 to 12/31/2009	$8.51	$10.86	17,250,307
01/01/2010 to 12/31/2010	$10.86	$12.79	17,364,094
01/01/2011 to 12/31/2011	$12.79	$12.47	14,080,420
01/01/2012 to 12/31/2012	$12.47	$13.77	11,942,585
01/01/2013 to 12/31/2013	$13.77	$18.50	9,091,584
AST Lord Abbett Core Fixed Income Portfolio
01/01/2004 to 12/31/2004	$11.61	$12.26	8,369,008
01/01/2005 to 12/31/2005	$12.26	$12.20	12,427,806
01/01/2006 to 12/31/2006	$12.20	$13.17	10,147,675
01/01/2007 to 12/31/2007	$13.17	$13.74	8,365,789
01/01/2008 to 12/31/2008	$13.74	$10.37	8,586,978
01/01/2009 to 12/31/2009	$10.37	$13.73	10,096,051
01/01/2010 to 12/31/2010	$13.73	$15.32	8,604,037
01/01/2011 to 12/31/2011	$15.32	$16.60	9,200,629
01/01/2012 to 12/31/2012	$16.60	$17.29	8,547,651
01/01/2013 to 12/31/2013	$17.29	$16.67	6,345,324
AST MFS Global Equity Portfolio
01/01/2004 to 12/31/2004	$11.30	$13.16	2,276,801
01/01/2005 to 12/31/2005	$13.16	$13.92	1,907,777
01/01/2006 to 12/31/2006	$13.92	$17.02	2,905,252
01/01/2007 to 12/31/2007	$17.02	$18.31	2,119,181
01/01/2008 to 12/31/2008	$18.31	$11.88	1,412,847
01/01/2009 to 12/31/2009	$11.88	$15.37	2,567,781
01/01/2010 to 12/31/2010	$15.37	$16.94	3,612,405
01/01/2011 to 12/31/2011	$16.94	$16.14	3,114,124
01/01/2012 to 12/31/2012	$16.14	$19.53	3,437,135
01/01/2013 to 12/31/2013	$19.53	$24.52	3,984,432

A-29

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST MFS Growth Portfolio
01/01/2004 to 12/31/2004	$9.16	$9.97	4,529,834
01/01/2005 to 12/31/2005	$9.97	$10.43	5,915,443
01/01/2006 to 12/31/2006	$10.43	$11.25	4,572,301
01/01/2007 to 12/31/2007	$11.25	$12.73	3,902,210
01/01/2008 to 12/31/2008	$12.73	$7.98	3,159,245
01/01/2009 to 12/31/2009	$7.98	$9.75	4,944,538
01/01/2010 to 12/31/2010	$9.75	$10.82	5,238,425
01/01/2011 to 12/31/2011	$10.82	$10.57	4,289,955
01/01/2012 to 12/31/2012	$10.57	$12.18	4,420,398
01/01/2013 to 12/31/2013	$12.18	$16.37	4,361,903
AST MFS Large-Cap Value Portfolio
08/20/2012* to 12/31/2012	$10.00	$10.20	55,298
01/01/2013 to 12/31/2013	$10.20	$13.49	867,495
AST Mid-Cap Value Portfolio
01/01/2004 to 12/31/2004	$10.91	$12.38	2,587,064
01/01/2005 to 12/31/2005	$12.38	$12.83	1,988,251
01/01/2006 to 12/31/2006	$12.83	$14.42	1,907,063
01/01/2007 to 12/31/2007	$14.42	$14.57	1,540,522
01/01/2008 to 12/31/2008	$14.57	$8.87	1,381,269
01/01/2009 to 12/31/2009	$8.87	$12.11	2,137,413
01/01/2010 to 12/31/2010	$12.11	$14.72	2,978,973
01/01/2011 to 12/31/2011	$14.72	$13.98	2,405,087
01/01/2012 to 12/31/2012	$13.98	$16.28	2,424,624
01/01/2013 to 12/31/2013	$16.28	$21.20	2,138,372
AST Money Market Portfolio
01/01/2004 to 12/31/2004	$9.86	$9.78	29,870,585
01/01/2005 to 12/31/2005	$9.78	$9.88	42,442,274
01/01/2006 to 12/31/2006	$9.88	$10.16	46,325,237
01/01/2007 to 12/31/2007	$10.16	$10.48	56,111,128
01/01/2008 to 12/31/2008	$10.48	$10.57	91,319,625
01/01/2009 to 12/31/2009	$10.57	$10.42	66,786,776
01/01/2010 to 12/31/2010	$10.42	$10.25	50,307,852
01/01/2011 to 12/31/2011	$10.25	$10.09	50,902,069
01/01/2012 to 12/31/2012	$10.09	$9.92	39,894,836
01/01/2013 to 12/31/2013	$9.92	$9.76	29,504,243
AST Neuberger Berman / LSV Mid-Cap Value Portfolio
01/01/2004 to 12/31/2004	$12.01	$14.51	11,461,684
01/01/2005 to 12/31/2005	$14.51	$15.99	12,260,006
01/01/2006 to 12/31/2006	$15.99	$17.42	9,574,218
01/01/2007 to 12/31/2007	$17.42	$17.67	8,191,847
01/01/2008 to 12/31/2008	$17.67	$10.03	5,184,438
01/01/2009 to 12/31/2009	$10.03	$13.88	5,689,131
01/01/2010 to 12/31/2010	$13.88	$16.85	5,901,157
01/01/2011 to 12/31/2011	$16.85	$16.16	4,911,194
01/01/2012 to 12/31/2012	$16.16	$18.62	4,148,499
01/01/2013 to 12/31/2013	$18.62	$26.00	4,423,739
AST Neuberger Berman Core Bond Portfolio
10/31/2011* to 12/31/2011	$10.03	$10.07	577,115
01/01/2012 to 12/31/2012	$10.07	$10.39	1,360,083
01/01/2013 to 12/31/2013	$10.39	$9.93	1,174,650

A-30

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Neuberger Berman Mid-Cap Growth Portfolio
01/01/2004 to 12/31/2004	$9.51	$10.86	4,715,301
01/01/2005 to 12/31/2005	$10.86	$12.12	5,728,444
01/01/2006 to 12/31/2006	$12.12	$13.59	5,378,198
01/01/2007 to 12/31/2007	$13.59	$16.34	6,560,811
01/01/2008 to 12/31/2008	$16.34	$9.13	3,042,143
01/01/2009 to 12/31/2009	$9.13	$11.65	4,022,837
01/01/2010 to 12/31/2010	$11.65	$14.75	5,702,161
01/01/2011 to 12/31/2011	$14.75	$14.75	4,466,247
01/01/2012 to 12/31/2012	$14.75	$16.30	3,764,767
01/01/2013 to 12/31/2013	$16.30	$21.26	3,561,170
AST Neuberger Berman Small-Cap Growth Portfolio
01/01/2004 to 12/31/2004	$11.13	$11.98	1,618,719
01/01/2005 to 12/31/2005	$11.98	$11.83	1,385,431
01/01/2006 to 12/31/2006	$11.83	$12.53	1,174,654
01/01/2007 to 12/31/2007	$12.53	$14.63	1,215,825
01/01/2008 to 12/31/2008	$14.63	$8.27	768,282
01/01/2009 to 12/31/2009	$8.27	$9.97	1,585,215
01/01/2010 to 12/31/2010	$9.97	$11.79	2,045,616
01/01/2011 to 04/29/2011	$11.79	$13.23	0
AST New Discovery Asset Allocation Portfolio
04/30/2012* to 12/31/2012	$10.00	$10.32	5,908,428
01/01/2013 to 12/31/2013	$10.32	$12.07	6,987,054
AST Parametric Emerging Markets Equity Portfolio
07/21/2008* to 12/31/2008	$10.10	$5.57	126,548
01/01/2009 to 12/31/2009	$5.57	$9.13	6,599,316
01/01/2010 to 12/31/2010	$9.13	$10.98	11,156,029
01/01/2011 to 12/31/2011	$10.98	$8.61	6,749,550
01/01/2012 to 12/31/2012	$8.61	$9.98	7,897,745
01/01/2013 to 12/31/2013	$9.98	$9.84	8,565,272
AST PIMCO Limited Maturity Bond Portfolio
01/01/2004 to 12/31/2004	$10.51	$10.55	21,299,789
01/01/2005 to 12/31/2005	$10.55	$10.54	28,031,651
01/01/2006 to 12/31/2006	$10.54	$10.76	22,394,558
01/01/2007 to 12/31/2007	$10.76	$11.31	20,392,150
01/01/2008 to 12/31/2008	$11.31	$11.24	15,403,578
01/01/2009 to 12/31/2009	$11.24	$12.19	19,779,745
01/01/2010 to 12/31/2010	$12.19	$12.46	20,255,855
01/01/2011 to 12/31/2011	$12.46	$12.53	18,155,075
01/01/2012 to 12/31/2012	$12.53	$12.90	15,540,231
01/01/2013 to 12/31/2013	$12.90	$12.41	10,724,539
AST PIMCO Total Return Bond Portfolio
01/01/2004 to 12/31/2004	$10.95	$11.31	33,208,757
01/01/2005 to 12/31/2005	$11.31	$11.40	22,436,395
01/01/2006 to 12/31/2006	$11.40	$11.63	21,700,661
01/01/2007 to 12/31/2007	$11.63	$12.39	21,645,194
01/01/2008 to 12/31/2008	$12.39	$11.91	20,478,277
01/01/2009 to 12/31/2009	$11.91	$13.65	59,442,486
01/01/2010 to 12/31/2010	$13.65	$14.46	75,211,006
01/01/2011 to 12/31/2011	$14.46	$14.67	60,233,010
01/01/2012 to 12/31/2012	$14.67	$15.77	65,143,645
01/01/2013 to 12/31/2013	$15.77	$15.23	54,477,871

A-31

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Preservation Asset Allocation Portfolio
12/05/2005* to 12/31/2005	$10.00	$10.04	115,215
01/01/2006 to 12/31/2006	$10.04	$10.66	3,303,256
01/01/2007 to 12/31/2007	$10.66	$11.40	7,359,596
01/01/2008 to 12/31/2008	$11.40	$9.02	24,830,005
01/01/2009 to 12/31/2009	$9.02	$10.65	82,197,582
01/01/2010 to 12/31/2010	$10.65	$11.58	100,001,194
01/01/2011 to 12/31/2011	$11.58	$11.51	96,778,216
01/01/2012 to 12/31/2012	$11.51	$12.49	98,362,559
01/01/2013 to 12/31/2013	$12.49	$13.42	79,093,854
AST Prudential Core Bond Portfolio
10/31/2011* to 12/31/2011	$10.02	$10.07	990,348
01/01/2012 to 12/31/2012	$10.07	$10.61	2,178,847
01/01/2013 to 12/31/2013	$10.61	$10.19	1,488,696
AST Prudential Growth Allocation Portfolio formerly, AST First Trust Capital Appreciation Target Portfolio
03/20/2006* to 12/31/2006	$10.00	$10.48	3,795,562
01/01/2007 to 12/31/2007	$10.48	$11.49	7,899,326
01/01/2008 to 12/31/2008	$11.49	$6.70	13,640,692
01/01/2009 to 12/31/2009	$6.70	$8.30	93,813,703
01/01/2010 to 12/31/2010	$8.30	$9.71	115,827,900
01/01/2011 to 12/31/2011	$9.71	$8.96	75,603,365
01/01/2012 to 12/31/2012	$8.96	$9.95	89,282,138
01/01/2013 to 12/31/2013	$9.95	$11.45	87,210,945
AST QMA Emerging Markets Equity Portfolio
02/25/2013* to 12/31/2013	$10.00	$9.60	20,413
AST QMA Large-Cap Portfolio
04/29/2013* to 12/31/2013	$10.00	$11.68	5,665
AST QMA US Equity Alpha Portfolio
01/01/2004 to 12/31/2004	$10.23	$11.07	6,845,369
01/01/2005 to 12/31/2005	$11.07	$11.27	6,774,077
01/01/2006 to 12/31/2006	$11.27	$12.48	6,255,253
01/01/2007 to 12/31/2007	$12.48	$12.53	5,371,782
01/01/2008 to 12/31/2008	$12.53	$7.55	2,747,511
01/01/2009 to 12/31/2009	$7.55	$9.05	3,372,332
01/01/2010 to 12/31/2010	$9.05	$10.24	3,360,531
01/01/2011 to 12/31/2011	$10.24	$10.42	3,055,694
01/01/2012 to 12/31/2012	$10.42	$12.17	3,262,831
01/01/2013 to 12/31/2013	$12.17	$15.85	2,976,003
AST Quantitative Modeling Portfolio
05/02/2011* to 12/31/2011	$10.00	$8.90	201,672
01/01/2012 to 12/31/2012	$8.90	$9.90	384,520
01/01/2013 to 12/31/2013	$9.90	$11.92	2,227,707
AST RCM World Trends Portfolio formerly, AST CLS Moderate Asset Allocation Portfolio
11/19/2007* to 12/31/2007	$10.00	$10.04	74,936
01/01/2008 to 12/31/2008	$10.04	$7.15	5,507,286
01/01/2009 to 12/31/2009	$7.15	$8.68	39,406,298
01/01/2010 to 12/31/2010	$8.68	$9.55	54,818,248
01/01/2011 to 12/31/2011	$9.55	$9.23	46,132,040
01/01/2012 to 12/31/2012	$9.23	$10.01	48,879,191
01/01/2013 to 12/31/2013	$10.01	$11.07	45,150,001

A-32

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Schroders Global Tactical Portfolio
11/19/2007* to 12/31/2007	$10.00	$11.51	120,901
01/01/2008 to 12/31/2008	$11.51	$7.33	2,184,002
01/01/2009 to 12/31/2009	$7.33	$9.15	23,955,044
01/01/2010 to 12/31/2010	$9.15	$10.29	36,192,438
01/01/2011 to 12/31/2011	$10.29	$9.88	25,866,646
01/01/2012 to 12/31/2012	$9.88	$11.26	34,127,062
01/01/2013 to 12/31/2013	$11.26	$13.07	39,171,659
AST Schroders Multi-Asset World Strategies Portfolio
01/01/2004 to 12/31/2004	$10.69	$11.46	2,335,598
01/01/2005 to 12/31/2005	$11.46	$11.79	2,294,529
01/01/2006 to 12/31/2006	$11.79	$12.72	2,165,859
01/01/2007 to 12/31/2007	$12.72	$13.62	2,277,264
01/01/2008 to 12/31/2008	$13.62	$9.35	3,074,479
01/01/2009 to 12/31/2009	$9.35	$11.72	33,399,889
01/01/2010 to 12/31/2010	$11.72	$12.89	55,550,099
01/01/2011 to 12/31/2011	$12.89	$12.25	42,779,977
01/01/2012 to 12/31/2012	$12.25	$13.39	45,395,568
01/01/2013 to 12/31/2013	$13.39	$15.06	41,756,708
AST Small-Cap Growth Portfolio
01/01/2004 to 12/31/2004	$9.89	$9.05	2,242,129
01/01/2005 to 12/31/2005	$9.05	$9.04	2,134,731
01/01/2006 to 12/31/2006	$9.04	$10.01	1,867,490
01/01/2007 to 12/31/2007	$10.01	$10.55	1,740,242
01/01/2008 to 12/31/2008	$10.55	$6.74	1,375,635
01/01/2009 to 12/31/2009	$6.74	$8.88	2,524,147
01/01/2010 to 12/31/2010	$8.88	$11.91	4,648,452
01/01/2011 to 12/31/2011	$11.91	$11.60	3,213,655
01/01/2012 to 12/31/2012	$11.60	$12.80	3,096,260
01/01/2013 to 12/31/2013	$12.80	$17.01	4,073,887
AST Small-Cap Value Portfolio
01/01/2004 to 12/31/2004	$12.42	$14.22	10,785,030
01/01/2005 to 12/31/2005	$14.22	$14.91	11,285,282
01/01/2006 to 12/31/2006	$14.91	$17.61	9,098,178
01/01/2007 to 12/31/2007	$17.61	$16.34	8,130,632
01/01/2008 to 12/31/2008	$16.34	$11.30	6,242,966
01/01/2009 to 12/31/2009	$11.30	$14.11	6,242,625
01/01/2010 to 12/31/2010	$14.11	$17.49	6,195,308
01/01/2011 to 12/31/2011	$17.49	$16.17	5,166,090
01/01/2012 to 12/31/2012	$16.17	$18.79	3,913,693
01/01/2013 to 12/31/2013	$18.79	$25.39	3,418,708
AST T. Rowe Price Asset Allocation Portfolio
01/01/2004 to 12/31/2004	$11.09	$12.13	3,551,315
01/01/2005 to 12/31/2005	$12.13	$12.49	4,192,627
01/01/2006 to 12/31/2006	$12.49	$13.82	4,776,442
01/01/2007 to 12/31/2007	$13.82	$14.45	6,387,795
01/01/2008 to 12/31/2008	$14.45	$10.52	10,697,390
01/01/2009 to 12/31/2009	$10.52	$12.85	40,732,836
01/01/2010 to 12/31/2010	$12.85	$14.09	53,827,291
01/01/2011 to 12/31/2011	$14.09	$14.13	46,623,273
01/01/2012 to 12/31/2012	$14.13	$15.78	53,661,984
01/01/2013 to 12/31/2013	$15.78	$18.13	56,537,325

A-33

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST T. Rowe Price Equity Income Portfolio
01/01/2004 to 12/31/2004	$11.06	$12.39	4,643,022
01/01/2005 to 12/31/2005	$12.39	$12.86	4,311,857
01/01/2006 to 12/31/2006	$12.86	$15.34	5,318,094
01/01/2007 to 12/31/2007	$15.34	$14.55	4,469,636
01/01/2008 to 12/31/2008	$14.55	$8.32	2,874,755
01/01/2009 to 12/31/2009	$8.32	$10.13	3,572,238
01/01/2010 to 12/31/2010	$10.13	$11.28	4,182,015
01/01/2011 to 12/31/2011	$11.28	$10.91	3,313,597
01/01/2012 to 12/31/2012	$10.91	$12.58	4,588,707
01/01/2013 to 12/31/2013	$12.58	$16.05	5,133,443
AST T. Rowe Price Large-Cap Growth Portfolio
01/01/2004 to 12/31/2004	$9.08	$9.44	2,378,881
01/01/2005 to 12/31/2005	$9.44	$10.81	3,925,742
01/01/2006 to 12/31/2006	$10.81	$11.23	4,132,529
01/01/2007 to 12/31/2007	$11.23	$11.96	5,137,246
01/01/2008 to 12/31/2008	$11.96	$6.99	4,437,756
01/01/2009 to 12/31/2009	$6.99	$10.54	10,159,519
01/01/2010 to 12/31/2010	$10.54	$12.01	12,250,636
01/01/2011 to 12/31/2011	$12.01	$11.61	9,294,364
01/01/2012 to 12/31/2012	$11.61	$13.43	10,725,477
01/01/2013 to 12/31/2013	$13.43	$19.02	11,809,685
AST T. Rowe Price Natural Resources Portfolio
01/01/2004 to 12/31/2004	$12.59	$16.25	2,040,188
01/01/2005 to 12/31/2005	$16.25	$21.00	3,677,613
01/01/2006 to 12/31/2006	$21.00	$23.93	2,942,718
01/01/2007 to 12/31/2007	$23.93	$33.07	3,950,105
01/01/2008 to 12/31/2008	$33.07	$16.27	2,088,027
01/01/2009 to 12/31/2009	$16.27	$23.89	4,621,252
01/01/2010 to 12/31/2010	$23.89	$28.31	5,827,673
01/01/2011 to 12/31/2011	$28.31	$23.69	4,562,770
01/01/2012 to 12/31/2012	$23.69	$24.14	4,495,210
01/01/2013 to 12/31/2013	$24.14	$27.39	3,688,022
AST Templeton Global Bond Portfolio formerly, AST T. Rowe Price Global Bond Portfolio
01/01/2004 to 12/31/2004	$12.59	$13.45	4,717,822
01/01/2005 to 12/31/2005	$13.45	$12.64	6,261,824
01/01/2006 to 12/31/2006	$12.64	$13.21	6,093,700
01/01/2007 to 12/31/2007	$13.21	$14.24	6,452,566
01/01/2008 to 12/31/2008	$14.24	$13.67	4,228,137
01/01/2009 to 12/31/2009	$13.67	$15.07	6,337,072
01/01/2010 to 12/31/2010	$15.07	$15.67	7,114,847
01/01/2011 to 12/31/2011	$15.67	$16.05	6,639,260
01/01/2012 to 12/31/2012	$16.05	$16.61	5,533,305
01/01/2013 to 12/31/2013	$16.61	$15.72	4,600,108

A-34

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Wellington Management Hedged Equity Portfolio
12/05/2005* to 12/31/2005	$10.00	$10.00	649,828
01/01/2006 to 12/31/2006	$10.00	$11.38	5,212,589
01/01/2007 to 12/31/2007	$11.38	$12.26	8,022,912
01/01/2008 to 12/31/2008	$12.26	$6.95	5,663,091
01/01/2009 to 12/31/2009	$6.95	$8.78	9,942,981
01/01/2010 to 12/31/2010	$8.78	$9.90	10,821,793
01/01/2011 to 12/31/2011	$9.90	$9.40	9,943,871
01/01/2012 to 12/31/2012	$9.40	$10.26	11,856,015
01/01/2013 to 12/31/2013	$10.26	$12.16	18,749,421
AST Western Asset Core Plus Bond Portfolio
11/19/2007* to 12/31/2007	$10.00	$9.98	213,630
01/01/2008 to 12/31/2008	$9.98	$9.30	4,064,760
01/01/2009 to 12/31/2009	$9.30	$10.21	12,750,275
01/01/2010 to 12/31/2010	$10.21	$10.83	17,651,916
01/01/2011 to 12/31/2011	$10.83	$11.29	18,170,336
01/01/2012 to 12/31/2012	$11.29	$11.98	18,416,796
01/01/2013 to 12/31/2013	$11.98	$11.60	17,928,589
AST Western Asset Emerging Markets Debt Portfolio
08/20/2012* to 12/31/2012	$10.00	$10.39	105,388
01/01/2013 to 12/31/2013	$10.39	$9.38	38,455
Evergreen VA Growth Fund
04/15/2005* to 12/31/2005	$9.82	$11.44	606,613
01/01/2006 to 12/31/2006	$11.44	$12.49	553,827
01/01/2007 to 12/31/2007	$12.49	$13.64	604,401
01/01/2008 to 12/31/2008	$13.64	$7.90	346,210
01/01/2009 to 12/31/2009	$7.90	$10.86	554,304
01/01/2010 to 07/16/2010	$10.86	$10.63	0
Evergreen VA International Equity Fund
01/01/2004 to 12/31/2004	$11.65	$13.66	414,631
01/01/2005 to 12/31/2005	$13.66	$15.59	689,816
01/01/2006 to 12/31/2006	$15.59	$18.88	1,081,552
01/01/2007 to 12/31/2007	$18.88	$21.35	1,401,663
01/01/2008 to 12/31/2008	$21.35	$12.29	984,931
01/01/2009 to 12/31/2009	$12.29	$14.01	668,798
01/01/2010 to 07/16/2010	$14.01	$13.31	0
Evergreen VA Omega Fund
01/01/2004 to 12/31/2004	$10.71	$11.29	570,123
01/01/2005 to 12/31/2005	$11.29	$11.53	281,775
01/01/2006 to 12/31/2006	$11.53	$12.03	241,307
01/01/2007 to 12/31/2007	$12.03	$13.24	249,298
01/01/2008 to 12/31/2008	$13.24	$9.48	271,517
01/01/2009 to 12/31/2009	$9.48	$13.42	749,780
01/01/2010 to 07/16/2010	$13.42	$12.54	0

A-35

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
First Trust Target Focus Four Portfolio
01/01/2004 to 12/31/2004	$9.16	$10.03	91,924
01/01/2005 to 12/31/2005	$10.03	$9.92	87,726
01/01/2006 to 12/31/2006	$9.92	$10.15	100,227
01/01/2007 to 12/31/2007	$10.15	$10.55	106,856
01/01/2008 to 12/31/2008	$10.55	$5.83	190,718
01/01/2009 to 12/31/2009	$5.83	$7.38	331,489
01/01/2010 to 12/31/2010	$7.38	$8.64	309,321
01/01/2011 to 12/31/2011	$8.64	$7.57	380,808
01/01/2012 to 12/31/2012	$7.57	$8.48	218,904
01/01/2013 to 12/31/2013	$8.48	$10.93	125,986
Franklin Templeton VIP Founding Funds Allocation Fund
05/01/2008* to 12/31/2008	$10.08	$6.64	5,636,967
01/01/2009 to 12/31/2009	$6.64	$8.50	51,503,013
01/01/2010 to 12/31/2010	$8.50	$9.21	75,249,224
01/01/2011 to 12/31/2011	$9.21	$8.91	53,326,792
01/01/2012 to 09/21/2012	$8.91	$9.98	0
Global Dividend Target 15 Portfolio
01/01/2004 to 12/31/2004	—	$11.85	311,233
01/01/2005 to 12/31/2005	$11.85	$12.84	590,605
01/01/2006 to 12/31/2006	$12.84	$17.48	1,507,757
01/01/2007 to 12/31/2007	$17.48	$19.49	2,078,809
01/01/2008 to 12/31/2008	$19.49	$10.97	1,122,006
01/01/2009 to 12/31/2009	$10.97	$15.21	835,629
01/01/2010 to 12/31/2010	$15.21	$16.42	651,544
01/01/2011 to 12/31/2011	$16.42	$14.94	542,156
01/01/2012 to 12/31/2012	$14.94	$18.42	521,128
01/01/2013 to 12/31/2013	$18.42	$20.71	381,588
Invesco V.I. Capital Development Fund – Series I
04/29/2011* to 12/31/2011	$10.03	$8.17	387,650
01/01/2012 to 04/27/2012	$8.17	$9.26	0
Invesco V.I. Diversified Dividend Fund – Series I
04/29/2011* to 12/31/2011	$9.99	$9.12	385,638
01/01/2012 to 12/31/2012	$9.12	$10.65	500,266
01/01/2013 to 12/31/2013	$10.65	$13.73	615,161
Invesco V.I. Dynamics Fund – Series I
01/01/2004 to 12/31/2004	$9.61	$10.72	668,032
01/01/2005 to 12/31/2005	$10.72	$11.67	602,063
01/01/2006 to 12/31/2006	$11.67	$13.33	605,730
01/01/2007 to 12/31/2007	$13.33	$14.70	631,476
01/01/2008 to 12/31/2008	$14.70	$7.51	384,426
01/01/2009 to 12/31/2009	$7.51	$10.52	430,777
01/01/2010 to 12/31/2010	$10.52	$12.81	390,143
01/01/2011 to 04/29/2011	$12.81	$14.27	0
Invesco V.I. Financial Services Fund – Series I
01/01/2004 to 12/31/2004	$11.17	$11.94	585,185
01/01/2005 to 12/31/2005	$11.94	$12.43	1,042,992
01/01/2006 to 12/31/2006	$12.43	$14.24	778,674
01/01/2007 to 12/31/2007	$14.24	$10.89	465,175
01/01/2008 to 12/31/2008	$10.89	$4.34	540,897
01/01/2009 to 12/31/2009	$4.34	$5.44	779,148
01/01/2010 to 12/31/2010	$5.44	$5.91	872,026
01/01/2011 to 04/29/2011	$5.91	$6.23	0

A-36

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
Invesco V.I. Global Health Care Fund – Series I
01/01/2004 to 12/31/2004	$10.05	$10.64	937,586
01/01/2005 to 12/31/2005	$10.64	$11.31	1,131,376
01/01/2006 to 12/31/2006	$11.31	$11.71	1,250,782
01/01/2007 to 12/31/2007	$11.71	$12.88	1,163,277
01/01/2008 to 12/31/2008	$12.88	$9.04	849,932
01/01/2009 to 12/31/2009	$9.04	$11.35	1,181,689
01/01/2010 to 12/31/2010	$11.35	$11.76	545,135
01/01/2011 to 12/31/2011	$11.76	$12.02	524,638
01/01/2012 to 12/31/2012	$12.02	$14.29	462,518
01/01/2013 to 12/31/2013	$14.29	$19.76	464,049
Invesco V.I. Mid Cap Growth Portfolio, Series I formerly, Invesco Van Kampen V.I. Mid Cap Growth Fund – Series I
04/27/2012* to 12/31/2012	$10.05	$9.77	229,829
01/01/2013 to 12/31/2013	$9.77	$13.16	522,396
Invesco V.I. Technology Fund – Series I
01/01/2004 to 12/31/2004	$7.87	$8.09	512,424
01/01/2005 to 12/31/2005	$8.09	$8.13	453,392
01/01/2006 to 12/31/2006	$8.13	$8.84	513,442
01/01/2007 to 12/31/2007	$8.84	$9.36	630,739
01/01/2008 to 12/31/2008	$9.36	$5.11	453,772
01/01/2009 to 12/31/2009	$5.11	$7.91	970,438
01/01/2010 to 12/31/2010	$7.91	$9.44	1,132,899
01/01/2011 to 12/31/2011	$9.44	$8.81	530,679
01/01/2012 to 12/31/2012	$8.81	$9.64	353,005
01/01/2013 to 12/31/2013	$9.64	$11.87	292,049
NASDAQ Target 15 Portfolio
01/01/2004 to 12/31/2004	—	$10.66	82,809
01/01/2005 to 12/31/2005	$10.66	$10.83	134,177
01/01/2006 to 12/31/2006	$10.83	$11.60	199,508
01/01/2007 to 12/31/2007	$11.60	$13.88	403,709
01/01/2008 to 12/31/2008	$13.88	$6.71	199,304
01/01/2009 to 12/31/2009	$6.71	$7.71	140,231
01/01/2010 to 12/31/2010	$7.71	$9.89	511,072
01/01/2011 to 12/31/2011	$9.89	$9.85	211,183
01/01/2012 to 12/31/2012	$9.85	$10.95	144,674
01/01/2013 to 12/31/2013	$10.95	$16.02	172,418
NVIT Developing Markets Fund
01/01/2004 to 12/31/2004	$13.60	$16.02	2,103,950
01/01/2005 to 12/31/2005	$16.02	$20.72	3,395,891
01/01/2006 to 12/31/2006	$20.72	$27.43	2,835,328
01/01/2007 to 12/31/2007	$27.43	$38.71	3,344,620
01/01/2008 to 12/31/2008	$38.71	$16.04	1,630,334
01/01/2009 to 12/31/2009	$16.04	$25.59	2,133,897
01/01/2010 to 12/31/2010	$25.59	$29.23	1,632,797
01/01/2011 to 12/31/2011	$29.23	$22.31	1,023,231
01/01/2012 to 12/31/2012	$22.31	$25.62	797,727
01/01/2013 to 12/31/2013	$25.62	$25.21	589,332

A-37

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
Prudential SP International Growth Portfolio
01/01/2004 to 12/31/2004	—	$10.53	269,671
01/01/2005 to 12/31/2005	$10.53	$12.05	672,243
01/01/2006 to 12/31/2006	$12.05	$14.35	742,865
01/01/2007 to 12/31/2007	$14.35	$16.87	828,104
01/01/2008 to 12/31/2008	$16.87	$8.25	357,600
01/01/2009 to 12/31/2009	$8.25	$11.12	408,047
01/01/2010 to 12/31/2010	$11.12	$12.47	346,910
01/01/2011 to 12/31/2011	$12.47	$10.44	327,254
01/01/2012 to 12/31/2012	$10.44	$12.56	230,539
01/01/2013 to 12/31/2013	$12.56	$14.69	101,416
S&P Target 24 Portfolio
01/01/2004 to 12/31/2004	—	$10.75	173,851
01/01/2005 to 12/31/2005	$10.75	$11.01	304,840
01/01/2006 to 12/31/2006	$11.01	$11.14	290,152
01/01/2007 to 12/31/2007	$11.14	$11.42	274,858
01/01/2008 to 12/31/2008	$11.42	$8.09	259,188
01/01/2009 to 12/31/2009	$8.09	$9.05	240,776
01/01/2010 to 12/31/2010	$9.05	$10.62	226,552
01/01/2011 to 12/31/2011	$10.62	$11.34	243,395
01/01/2012 to 12/31/2012	$11.34	$12.21	149,031
01/01/2013 to 12/31/2013	$12.21	$17.07	202,561
Target Managed VIP Portfolio
01/01/2004 to 12/31/2004	—	$11.32	1,777,316
01/01/2005 to 12/31/2005	$11.32	$11.94	2,420,874
01/01/2006 to 12/31/2006	$11.94	$13.10	2,772,210
01/01/2007 to 12/31/2007	$13.10	$14.10	2,203,754
01/01/2008 to 12/31/2008	$14.10	$7.65	1,345,285
01/01/2009 to 12/31/2009	$7.65	$8.51	861,853
01/01/2010 to 12/31/2010	$8.51	$9.96	654,754
01/01/2011 to 12/31/2011	$9.96	$9.64	581,345
01/01/2012 to 12/31/2012	$9.64	$10.71	565,987
01/01/2013 to 12/31/2013	$10.71	$14.30	532,138
The DOW DART 10 Portfolio
01/01/2004 to 12/31/2004	—	$10.48	155,695
01/01/2005 to 12/31/2005	$10.48	$9.98	194,864
01/01/2006 to 12/31/2006	$9.98	$12.32	481,064
01/01/2007 to 12/31/2007	$12.32	$12.20	235,030
01/01/2008 to 12/31/2008	$12.20	$8.58	249,670
01/01/2009 to 12/31/2009	$8.58	$9.61	136,907
01/01/2010 to 12/31/2010	$9.61	$11.04	221,649
01/01/2011 to 12/31/2011	$11.04	$11.69	189,624
01/01/2012 to 12/31/2012	$11.69	$12.73	184,517
01/01/2013 to 12/31/2013	$12.73	$16.39	166,823
The DOW Target Dividend Portfolio
05/02/2005* to 12/31/2005	$10.00	$9.76	1,240,525
01/01/2006 to 12/31/2006	$9.76	$11.34	2,310,768
01/01/2007 to 12/31/2007	$11.34	$11.28	2,000,024
01/01/2008 to 12/31/2008	$11.28	$6.59	1,374,063
01/01/2009 to 12/31/2009	$6.59	$7.40	996,116
01/01/2010 to 12/31/2010	$7.40	$8.48	902,956
01/01/2011 to 12/31/2011	$8.48	$8.84	1,077,472
01/01/2012 to 12/31/2012	$8.84	$9.18	630,897
01/01/2013 to 12/31/2013	$9.18	$11.57	561,037

A-38

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
Value Line Target 25 Portfolio
01/01/2004 to 12/31/2004	—	$12.59	389,792
01/01/2005 to 12/31/2005	$12.59	$14.82	1,068,337
01/01/2006 to 12/31/2006	$14.82	$15.00	1,119,827
01/01/2007 to 12/31/2007	$15.00	$17.43	1,173,103
01/01/2008 to 12/31/2008	$17.43	$7.74	1,027,401
01/01/2009 to 12/31/2009	$7.74	$8.16	663,617
01/01/2010 to 12/31/2010	$8.16	$10.47	604,695
01/01/2011 to 12/31/2011	$10.47	$7.75	467,540
01/01/2012 to 12/31/2012	$7.75	$9.25	312,129
01/01/2013 to 12/31/2013	$9.25	$11.96	253,593
Wells Fargo Advantage VT Equity Income
01/01/2004 to 12/31/2004	$10.23	$11.18	590,808
01/01/2005 to 12/31/2005	$11.18	$11.59	534,648
01/01/2006 to 12/31/2006	$11.59	$13.51	582,613
01/01/2007 to 12/31/2007	$13.51	$13.66	497,287
01/01/2008 to 12/31/2008	$13.66	$8.53	312,113
01/01/2009 to 12/31/2009	$8.53	$9.81	287,896
01/01/2010 to 07/16/2010	$9.81	$9.43	0
Wells Fargo Advantage VT International Equity Portfolio Share Class 1
07/16/2010* to 12/31/2010	$13.33	$16.11	637,587
01/01/2011 to 12/31/2011	$16.11	$13.82	523,908
01/01/2012 to 12/31/2012	$13.82	$15.45	401,945
01/01/2013 to 12/31/2013	$15.45	$18.23	283,907
Wells Fargo Advantage VT Intrinsic Value Portfolio Share Class 2
07/16/2010* to 12/31/2010	$9.43	$10.98	306,415
01/01/2011 to 12/31/2011	$10.98	$10.57	290,158
01/01/2012 to 12/31/2012	$10.57	$12.42	233,447
01/01/2013 to 12/31/2013	$12.42	$15.91	251,990
Wells Fargo Advantage VT Omega Growth Portfolio Share Class 1
07/16/2010* to 12/31/2010	$12.54	$15.82	385,986
01/01/2011 to 12/31/2011	$15.82	$14.72	411,256
01/01/2012 to 12/31/2012	$14.72	$17.48	413,544
01/01/2013 to 12/31/2013	$17.48	$24.11	306,342
Wells Fargo Advantage VT Small Cap Growth Portfolio Share Class 1
07/16/2010* to 12/31/2010	$9.59	$12.25	617,813
01/01/2011 to 12/31/2011	$12.25	$11.52	383,450
01/01/2012 to 12/31/2012	$11.52	$12.25	264,060
01/01/2013 to 12/31/2013	$12.25	$18.14	293,944

*	Denotes the start date of these sub-accounts

A-39

ASXT SIX

Prudential Annuities Life Assurance Corporation

Prospectus

ACCUMULATION UNIT VALUES: With HD GRO 60 bps and Combo 5%/HAV 80 bps OR GRO Plus 2008 60 bps and Combo 5%/HAV 80 bps (3.05%)

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Academic Strategies Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$10.02	$12.13	20,597
01/01/2010 to 12/31/2010	$12.13	$13.17	65,536
01/01/2011 to 12/31/2011	$13.17	$12.43	29,622
01/01/2012 to 12/31/2012	$12.43	$13.57	36,253
01/01/2013 to 12/31/2013	$13.57	$14.46	11,985
AST Advanced Strategies Portfolio
05/01/2009 to 12/31/2009	$10.04	$12.33	33,933
01/01/2010 to 12/31/2010	$12.33	$13.59	52,061
01/01/2011 to 12/31/2011	$13.59	$13.19	26,435
01/01/2012 to 12/31/2012	$13.19	$14.54	36,464
01/01/2013 to 12/31/2013	$14.54	$16.43	19,293
AST American Century Income & Growth Portfolio
05/01/2009 to 12/31/2009	$10.08	$12.38	11,520
01/01/2010 to 12/31/2010	$12.38	$13.66	10,502
01/01/2011 to 12/31/2011	$13.66	$13.72	7,324
01/01/2012 to 05/04/2012	$13.72	$14.83	0
AST Balanced Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$10.02	$11.96	104,004
01/01/2010 to 12/31/2010	$11.96	$13.02	131,786
01/01/2011 to 12/31/2011	$13.02	$12.47	52,667
01/01/2012 to 12/31/2012	$12.47	$13.60	56,424
01/01/2013 to 12/31/2013	$13.60	$15.51	26,419
AST BlackRock Global Strategies Portfolio
05/02/2011* to 12/31/2011	$10.00	$9.08	0
01/01/2012 to 12/31/2012	$9.08	$9.85	0
01/01/2013 to 12/31/2013	$9.85	$10.58	3,133
AST BlackRock iShares ETF Portfolio
04/29/2013* to 12/31/2013	$10.00	$10.40	1,087
AST Bond Portfolio 2015
05/01/2009 to 12/31/2009	$9.96	$9.92	0
01/01/2010 to 12/31/2010	$9.92	$10.52	0
01/01/2011 to 12/31/2011	$10.52	$10.85	0
01/01/2012 to 12/31/2012	$10.85	$10.84	0
01/01/2013 to 12/31/2013	$10.84	$10.48	0
AST Bond Portfolio 2016
05/01/2009 to 12/31/2009	$9.94	$9.54	10,856
01/01/2010 to 12/31/2010	$9.54	$10.23	53,548
01/01/2011 to 12/31/2011	$10.23	$10.88	99,457
01/01/2012 to 12/31/2012	$10.88	$10.98	49,369
01/01/2013 to 12/31/2013	$10.98	$10.58	31,441
AST Bond Portfolio 2017
01/04/2010* to 12/31/2010	$10.00	$10.63	78,013
01/01/2011 to 12/31/2011	$10.63	$11.48	166,186
01/01/2012 to 12/31/2012	$11.48	$11.70	128,946
01/01/2013 to 12/31/2013	$11.70	$11.11	97,521

A-40

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Bond Portfolio 2018
05/01/2009 to 12/31/2009	$9.92	$9.61	0
01/01/2010 to 12/31/2010	$9.61	$10.36	0
01/01/2011 to 12/31/2011	$10.36	$11.41	300,079
01/01/2012 to 12/31/2012	$11.41	$11.69	203,929
01/01/2013 to 12/31/2013	$11.69	$10.98	124,021
AST Bond Portfolio 2019
05/01/2009 to 12/31/2009	$9.91	$9.51	0
01/01/2010 to 12/31/2010	$9.51	$10.27	0
01/01/2011 to 12/31/2011	$10.27	$11.55	0
01/01/2012 to 12/31/2012	$11.55	$11.85	57,097
01/01/2013 to 12/31/2013	$11.85	$10.93	75,887
AST Bond Portfolio 2020
05/01/2009 to 12/31/2009	$9.88	$9.19	0
01/01/2010 to 12/31/2010	$9.19	$9.96	67,081
01/01/2011 to 12/31/2011	$9.96	$11.46	5,989
01/01/2012 to 12/31/2012	$11.46	$11.82	3,224
01/01/2013 to 12/31/2013	$11.82	$10.71	100,166
AST Bond Portfolio 2021
01/04/2010* to 12/31/2010	$10.00	$10.87	55,827
01/01/2011 to 12/31/2011	$10.87	$12.68	479,189
01/01/2012 to 12/31/2012	$12.68	$13.12	250,845
01/01/2013 to 12/31/2013	$13.12	$11.83	78,873
AST Bond Portfolio 2022
01/03/2011* to 12/31/2011	$10.00	$11.87	148,179
01/01/2012 to 12/31/2012	$11.87	$12.18	231,919
01/01/2013 to 12/31/2013	$12.18	$10.66	25,469
AST Bond Portfolio 2023
01/03/2012* to 12/31/2012	$10.00	$10.27	77,251
01/01/2013 to 12/31/2013	$10.27	$8.94	685,322
AST Bond Portfolio 2024
01/02/2013* to 12/31/2013	$10.00	$8.64	347,529
AST Capital Growth Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$10.04	$12.23	88,371
01/01/2010 to 12/31/2010	$12.23	$13.44	112,968
01/01/2011 to 12/31/2011	$13.44	$12.71	48,818
01/01/2012 to 12/31/2012	$12.71	$14.02	64,061
01/01/2013 to 12/31/2013	$14.02	$16.67	34,911
AST ClearBridge Dividend Growth Portfolio formerly, AST Clearbridge Dividend Growth Portfolio
02/25/2013* to 12/31/2013	$10.00	$11.52	0
AST Cohen & Steers Realty Portfolio
05/01/2009 to 12/31/2009	$9.61	$14.41	3,009
01/01/2010 to 12/31/2010	$14.41	$17.98	2,762
01/01/2011 to 12/31/2011	$17.98	$18.59	1,055
01/01/2012 to 12/31/2012	$18.59	$20.78	1,973
01/01/2013 to 12/31/2013	$20.78	$20.78	973
AST Defensive Asset Allocation Portfolio
04/29/2013* to 12/31/2013	$10.00	$9.60	0

A-41

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Federated Aggressive Growth Portfolio
05/01/2009 to 12/31/2009	$9.98	$12.90	3,606
01/01/2010 to 12/31/2010	$12.90	$16.57	4,862
01/01/2011 to 12/31/2011	$16.57	$13.96	5,255
01/01/2012 to 12/31/2012	$13.96	$16.25	5,823
01/01/2013 to 12/31/2013	$16.25	$22.19	4,781
AST FI Pyramis® Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$10.03	$11.89	9,882
01/01/2010 to 12/31/2010	$11.89	$13.06	11,383
01/01/2011 to 12/31/2011	$13.06	$12.35	6,047
01/01/2012 to 12/31/2012	$12.35	$13.61	6,502
01/01/2013 to 12/31/2013	$13.61	$15.73	1,090
AST First Trust Balanced Target Portfolio
05/01/2009 to 12/31/2009	$10.01	$12.21	40,030
01/01/2010 to 12/31/2010	$12.21	$13.54	69,693
01/01/2011 to 12/31/2011	$13.54	$12.93	27,636
01/01/2012 to 12/31/2012	$12.93	$13.87	29,060
01/01/2013 to 12/31/2013	$13.87	$15.43	12,216
AST Franklin Templeton Founding Funds Allocation Portfolio
04/30/2012* to 12/31/2012	$10.00	$10.64	85,979
01/01/2013 to 12/31/2013	$10.64	$12.85	61,658
AST Franklin Templeton Founding Funds Plus Portfolio
04/29/2013* to 12/31/2013	$10.00	$10.71	0
AST Global Real Estate Portfolio
05/01/2009 to 12/31/2009	$9.86	$13.84	5,212
01/01/2010 to 12/31/2010	$13.84	$16.13	5,671
01/01/2011 to 12/31/2011	$16.13	$14.85	2,697
01/01/2012 to 12/31/2012	$14.85	$18.26	2,502
01/01/2013 to 12/31/2013	$18.26	$18.47	757
AST Goldman Sachs Concentrated Growth Portfolio
05/01/2009 to 12/31/2009	$10.05	$12.75	5,300
01/01/2010 to 12/31/2010	$12.75	$13.64	5,682
01/01/2011 to 12/31/2011	$13.64	$12.70	564
01/01/2012 to 12/31/2012	$12.70	$14.74	1,000
01/01/2013 to 12/31/2013	$14.74	$18.54	549
AST Goldman Sachs Large-Cap Value Portfolio
05/01/2009 to 12/31/2009	$10.12	$12.12	5,259
01/01/2010 to 12/31/2010	$12.12	$13.27	4,461
01/01/2011 to 12/31/2011	$13.27	$12.15	2,054
01/01/2012 to 12/31/2012	$12.15	$14.10	2,577
01/01/2013 to 12/31/2013	$14.10	$18.25	2,072
AST Goldman Sachs Mid-Cap Growth Portfolio
05/01/2009 to 12/31/2009	$10.06	$13.39	10,087
01/01/2010 to 12/31/2010	$13.39	$15.56	11,918
01/01/2011 to 12/31/2011	$15.56	$14.64	5,719
01/01/2012 to 12/31/2012	$14.64	$16.97	5,361
01/01/2013 to 12/31/2013	$16.97	$21.75	3,788

A-42

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Goldman Sachs Multi-Asset Portfolio formerly, AST Horizon Moderate Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$10.02	$11.78	8,173
01/01/2010 to 12/31/2010	$11.78	$12.74	48,976
01/01/2011 to 12/31/2011	$12.74	$12.29	29,103
01/01/2012 to 12/31/2012	$12.29	$13.13	27,510
01/01/2013 to 12/31/2013	$13.13	$13.98	3,763
AST Goldman Sachs Small-Cap Value Portfolio
05/01/2009 to 12/31/2009	$9.95	$12.67	11,393
01/01/2010 to 12/31/2010	$12.67	$15.58	11,365
01/01/2011 to 12/31/2011	$15.58	$15.30	2,764
01/01/2012 to 12/31/2012	$15.30	$17.16	5,135
01/01/2013 to 12/31/2013	$17.16	$23.09	1,883
AST Herndon Large-Cap Value Portfolio formerly, AST BlackRock Value Portfolio
05/01/2009 to 12/31/2009	$10.10	$12.67	3,083
01/01/2010 to 12/31/2010	$12.67	$13.81	2,749
01/01/2011 to 12/31/2011	$13.81	$13.33	1,157
01/01/2012 to 12/31/2012	$13.33	$14.65	912
01/01/2013 to 12/31/2013	$14.65	$19.12	533
AST High Yield Portfolio
05/01/2009 to 12/31/2009	$10.02	$12.43	5,092
01/01/2010 to 12/31/2010	$12.43	$13.68	10,081
01/01/2011 to 12/31/2011	$13.68	$13.68	2,509
01/01/2012 to 12/31/2012	$13.68	$15.11	5,003
01/01/2013 to 12/31/2013	$15.11	$15.70	4,092
AST International Growth Portfolio
05/01/2009 to 12/31/2009	$10.14	$13.18	2,490
01/01/2010 to 12/31/2010	$13.18	$14.63	11,291
01/01/2011 to 12/31/2011	$14.63	$12.35	3,255
01/01/2012 to 12/31/2012	$12.35	$14.42	4,810
01/01/2013 to 12/31/2013	$14.42	$16.64	2,931
AST International Value Portfolio
05/01/2009 to 12/31/2009	$10.12	$13.01	2,413
01/01/2010 to 12/31/2010	$13.01	$14.02	2,501
01/01/2011 to 12/31/2011	$14.02	$11.88	1,271
01/01/2012 to 12/31/2012	$11.88	$13.44	1,073
01/01/2013 to 12/31/2013	$13.44	$15.57	345
AST J.P. Morgan Global Thematic Portfolio
05/01/2009 to 12/31/2009	$10.04	$12.17	20,236
01/01/2010 to 12/31/2010	$12.17	$13.42	32,414
01/01/2011 to 12/31/2011	$13.42	$12.94	14,505
01/01/2012 to 12/31/2012	$12.94	$14.25	12,999
01/01/2013 to 12/31/2013	$14.25	$16.07	2,443
AST J.P. Morgan International Equity Portfolio formerly, AST JPMorgan International Equity Portfolio
05/01/2009 to 12/31/2009	$10.13	$13.50	6,659
01/01/2010 to 12/31/2010	$13.50	$14.02	15,984
01/01/2011 to 12/31/2011	$14.02	$12.35	3,646
01/01/2012 to 12/31/2012	$12.35	$14.60	4,897
01/01/2013 to 12/31/2013	$14.60	$16.33	2,837

A-43

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST J.P. Morgan Strategic Opportunities Portfolio
05/01/2009 to 12/31/2009	$10.08	$11.59	20,757
01/01/2010 to 12/31/2010	$11.59	$12.06	27,863
01/01/2011 to 12/31/2011	$12.06	$11.72	14,468
01/01/2012 to 12/31/2012	$11.72	$12.58	14,931
01/01/2013 to 12/31/2013	$12.58	$13.54	3,132
AST Jennison Large-Cap Growth Portfolio
11/16/2009* to 12/31/2009	$10.08	$10.27	0
01/01/2010 to 12/31/2010	$10.27	$11.09	692
01/01/2011 to 12/31/2011	$11.09	$10.82	502
01/01/2012 to 12/31/2012	$10.82	$12.08	5,202
01/01/2013 to 12/31/2013	$12.08	$15.99	3,955
AST Jennison Large-Cap Value Portfolio
11/16/2009* to 12/31/2009	$10.14	$10.28	0
01/01/2010 to 12/31/2010	$10.28	$11.34	916
01/01/2011 to 12/31/2011	$11.34	$10.34	252
01/01/2012 to 12/31/2012	$10.34	$11.36	289
01/01/2013 to 12/31/2013	$11.36	$14.47	201
AST Large-Cap Value Portfolio
05/01/2009 to 12/31/2009	$10.06	$12.65	573
01/01/2010 to 12/31/2010	$12.65	$13.88	14,237
01/01/2011 to 12/31/2011	$13.88	$12.89	2,571
01/01/2012 to 12/31/2012	$12.89	$14.61	3,452
01/01/2013 to 12/31/2013	$14.61	$19.81	2,533
AST Loomis Sayles Large-Cap Growth Portfolio formerly, AST Marsico Capital Growth Portfolio
05/01/2009 to 12/31/2009	$10.01	$12.63	10,541
01/01/2010 to 12/31/2010	$12.63	$14.66	10,205
01/01/2011 to 12/31/2011	$14.66	$14.09	6,178
01/01/2012 to 12/31/2012	$14.09	$15.33	5,047
01/01/2013 to 12/31/2013	$15.33	$20.31	4,771
AST Lord Abbett Core Fixed Income Portfolio
05/01/2009 to 12/31/2009	$10.03	$12.00	1,494
01/01/2010 to 12/31/2010	$12.00	$13.20	5,460
01/01/2011 to 12/31/2011	$13.20	$14.10	3,371
01/01/2012 to 12/31/2012	$14.10	$14.48	3,340
01/01/2013 to 12/31/2013	$14.48	$13.76	550
AST MFS Global Equity Portfolio
05/01/2009 to 12/31/2009	$10.07	$13.28	9,929
01/01/2010 to 12/31/2010	$13.28	$14.42	7,763
01/01/2011 to 12/31/2011	$14.42	$13.54	3,117
01/01/2012 to 12/31/2012	$13.54	$16.16	6,301
01/01/2013 to 12/31/2013	$16.16	$20.00	2,669
AST MFS Growth Portfolio
05/01/2009 to 12/31/2009	$10.03	$12.07	12,013
01/01/2010 to 12/31/2010	$12.07	$13.20	19,094
01/01/2011 to 12/31/2011	$13.20	$12.72	5,650
01/01/2012 to 12/31/2012	$12.72	$14.44	12,520
01/01/2013 to 12/31/2013	$14.44	$19.14	7,446
AST MFS Large-Cap Value Portfolio
08/20/2012* to 12/31/2012	$10.00	$10.14	0
01/01/2013 to 12/31/2013	$10.14	$13.23	0

A-44

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Mid-Cap Value Portfolio
05/01/2009 to 12/31/2009	$9.99	$13.14	12,399
01/01/2010 to 12/31/2010	$13.14	$15.75	8,558
01/01/2011 to 12/31/2011	$15.75	$14.74	4,926
01/01/2012 to 12/31/2012	$14.74	$16.92	5,226
01/01/2013 to 12/31/2013	$16.92	$21.73	2,453
AST Money Market Portfolio
05/01/2009 to 12/31/2009	$10.00	$9.80	61,155
01/01/2010 to 12/31/2010	$9.80	$9.50	66,807
01/01/2011 to 12/31/2011	$9.50	$9.22	22,753
01/01/2012 to 12/31/2012	$9.22	$8.94	21,654
01/01/2013 to 12/31/2013	$8.94	$8.66	38,219
AST Neuberger Berman / LSV Mid-Cap Value Portfolio
05/01/2009 to 12/31/2009	$10.13	$13.62	1,324
01/01/2010 to 12/31/2010	$13.62	$16.31	2,199
01/01/2011 to 12/31/2011	$16.31	$15.42	751
01/01/2012 to 12/31/2012	$15.42	$17.51	4,345
01/01/2013 to 12/31/2013	$17.51	$24.10	3,593
AST Neuberger Berman Core Bond Portfolio
10/31/2011* to 12/31/2011	$10.03	$10.05	0
01/01/2012 to 12/31/2012	$10.05	$10.21	454
01/01/2013 to 12/31/2013	$10.21	$9.62	0
AST Neuberger Berman Mid-Cap Growth Portfolio
05/01/2009 to 12/31/2009	$9.98	$12.28	2,880
01/01/2010 to 12/31/2010	$12.28	$15.32	12,697
01/01/2011 to 12/31/2011	$15.32	$15.10	3,661
01/01/2012 to 12/31/2012	$15.10	$16.46	10,250
01/01/2013 to 12/31/2013	$16.46	$21.16	6,640
AST Neuberger Berman Small-Cap Growth Portfolio
05/01/2009 to 12/31/2009	$9.93	$11.99	1,364
01/01/2010 to 12/31/2010	$11.99	$13.98	13,027
01/01/2011 to 04/29/2011	$13.98	$15.60	0
AST New Discovery Asset Allocation Portfolio
04/30/2012* to 12/31/2012	$10.00	$10.22	17,403
01/01/2013 to 12/31/2013	$10.22	$11.79	12,005
AST Parametric Emerging Markets Equity Portfolio
05/01/2009 to 12/31/2009	$10.05	$14.70	544
01/01/2010 to 12/31/2010	$14.70	$17.42	8,655
01/01/2011 to 12/31/2011	$17.42	$13.47	3,004
01/01/2012 to 12/31/2012	$13.47	$15.40	3,488
01/01/2013 to 12/31/2013	$15.40	$14.96	966
AST PIMCO Limited Maturity Bond Portfolio
05/01/2009 to 12/31/2009	$9.99	$10.41	10,719
01/01/2010 to 12/31/2010	$10.41	$10.49	8,917
01/01/2011 to 12/31/2011	$10.49	$10.40	3,150
01/01/2012 to 12/31/2012	$10.40	$10.55	3,391
01/01/2013 to 12/31/2013	$10.55	$10.01	590
AST PIMCO Total Return Bond Portfolio
05/01/2009 to 12/31/2009	$9.98	$10.98	109,219
01/01/2010 to 12/31/2010	$10.98	$11.46	174,087
01/01/2011 to 12/31/2011	$11.46	$11.47	92,726
01/01/2012 to 12/31/2012	$11.47	$12.15	96,820
01/01/2013 to 12/31/2013	$12.15	$11.57	35,919

A-45

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Preservation Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$10.02	$11.53	117,847
01/01/2010 to 12/31/2010	$11.53	$12.36	141,279
01/01/2011 to 12/31/2011	$12.36	$12.10	76,596
01/01/2012 to 12/31/2012	$12.10	$12.95	76,027
01/01/2013 to 12/31/2013	$12.95	$13.71	18,950
AST Prudential Core Bond Portfolio
10/31/2011* to 12/31/2011	$10.02	$10.05	193
01/01/2012 to 12/31/2012	$10.05	$10.43	85
01/01/2013 to 12/31/2013	$10.43	$9.88	0
AST Prudential Growth Allocation Portfolio formerly, AST First Trust Capital Appreciation Target Portfolio
05/01/2009 to 12/31/2009	$9.98	$12.07	33,032
01/01/2010 to 12/31/2010	$12.07	$13.93	76,341
01/01/2011 to 12/31/2011	$13.93	$12.67	31,690
01/01/2012 to 12/31/2012	$12.67	$13.87	41,291
01/01/2013 to 12/31/2013	$13.87	$15.74	17,345
AST QMA US Equity Alpha Portfolio
05/01/2009 to 12/31/2009	$10.08	$12.72	56
01/01/2010 to 12/31/2010	$12.72	$14.19	312
01/01/2011 to 12/31/2011	$14.19	$14.23	118
01/01/2012 to 12/31/2012	$14.23	$16.39	83
01/01/2013 to 12/31/2013	$16.39	$21.05	34
AST Quantitative Modeling Portfolio
05/02/2011* to 12/31/2011	$10.00	$8.81	0
01/01/2012 to 12/31/2012	$8.81	$9.67	0
01/01/2013 to 12/31/2013	$9.67	$11.47	0
AST RCM World Trends Portfolio formerly, AST CLS Moderate Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$10.04	$11.86	24,557
01/01/2010 to 12/31/2010	$11.86	$12.87	39,827
01/01/2011 to 12/31/2011	$12.87	$12.25	16,831
01/01/2012 to 12/31/2012	$12.25	$13.09	20,040
01/01/2013 to 12/31/2013	$13.09	$14.27	5,148
AST Schroders Global Tactical Portfolio
05/01/2009 to 12/31/2009	$10.05	$12.26	8,395
01/01/2010 to 12/31/2010	$12.26	$13.59	20,779
01/01/2011 to 12/31/2011	$13.59	$12.86	9,445
01/01/2012 to 12/31/2012	$12.86	$14.45	11,058
01/01/2013 to 12/31/2013	$14.45	$16.54	4,145
AST Schroders Multi-Asset World Strategies Portfolio
05/01/2009 to 12/31/2009	$10.08	$12.30	20,952
01/01/2010 to 12/31/2010	$12.30	$13.34	37,585
01/01/2011 to 12/31/2011	$13.34	$12.49	18,344
01/01/2012 to 12/31/2012	$12.49	$13.46	17,149
01/01/2013 to 12/31/2013	$13.46	$14.93	6,711
AST Small-Cap Growth Portfolio
05/01/2009 to 12/31/2009	$10.01	$13.05	1,009
01/01/2010 to 12/31/2010	$13.05	$17.25	4,684
01/01/2011 to 12/31/2011	$17.25	$16.57	1,545
01/01/2012 to 12/31/2012	$16.57	$18.01	4,955
01/01/2013 to 12/31/2013	$18.01	$23.61	3,505

A-46

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Small-Cap Value Portfolio
05/01/2009 to 12/31/2009	$9.98	$12.85	758
01/01/2010 to 12/31/2010	$12.85	$15.70	9,508
01/01/2011 to 12/31/2011	$15.70	$14.31	2,394
01/01/2012 to 12/31/2012	$14.31	$16.40	3,290
01/01/2013 to 12/31/2013	$16.40	$21.84	2,171
AST T. Rowe Price Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$10.04	$12.06	43,885
01/01/2010 to 12/31/2010	$12.06	$13.05	45,724
01/01/2011 to 12/31/2011	$13.05	$12.90	20,735
01/01/2012 to 12/31/2012	$12.90	$14.19	29,389
01/01/2013 to 12/31/2013	$14.19	$16.08	15,266
AST T. Rowe Price Equity Income Portfolio
05/01/2009 to 12/31/2009	$10.10	$12.82	240
01/01/2010 to 12/31/2010	$12.82	$14.07	187
01/01/2011 to 12/31/2011	$14.07	$13.42	1,337
01/01/2012 to 12/31/2012	$13.42	$15.25	120
01/01/2013 to 12/31/2013	$15.25	$19.18	429
AST T. Rowe Price Large-Cap Growth Portfolio
05/01/2009 to 12/31/2009	$9.99	$13.07	5,649
01/01/2010 to 12/31/2010	$13.07	$14.68	16,473
01/01/2011 to 12/31/2011	$14.68	$13.99	4,943
01/01/2012 to 12/31/2012	$13.99	$15.95	7,580
01/01/2013 to 12/31/2013	$15.95	$22.27	3,641
AST T. Rowe Price Natural Resources Portfolio
05/01/2009 to 12/31/2009	$10.30	$13.66	22,188
01/01/2010 to 12/31/2010	$13.66	$15.96	33,585
01/01/2011 to 12/31/2011	$15.96	$13.16	12,364
01/01/2012 to 12/31/2012	$13.16	$13.22	17,404
01/01/2013 to 12/31/2013	$13.22	$14.79	7,649
AST Templeton Global Bond Portfolio formerly, AST T. Rowe Price Global Bond Portfolio
05/01/2009 to 12/31/2009	$10.02	$11.03	7,216
01/01/2010 to 12/31/2010	$11.03	$11.31	13,161
01/01/2011 to 12/31/2011	$11.31	$11.42	8,552
01/01/2012 to 12/31/2012	$11.42	$11.65	8,562
01/01/2013 to 12/31/2013	$11.65	$10.87	953
AST Wellington Management Hedged Equity Portfolio
05/01/2009 to 12/31/2009	$10.06	$12.68	35,658
01/01/2010 to 12/31/2010	$12.68	$14.09	29,905
01/01/2011 to 12/31/2011	$14.09	$13.19	9,998
01/01/2012 to 12/31/2012	$13.19	$14.19	18,422
01/01/2013 to 12/31/2013	$14.19	$16.58	11,668
AST Western Asset Core Plus Bond Portfolio
05/01/2009 to 12/31/2009	$9.99	$10.68	608
01/01/2010 to 12/31/2010	$10.68	$11.17	8,009
01/01/2011 to 12/31/2011	$11.17	$11.48	2,004
01/01/2012 to 12/31/2012	$11.48	$12.00	4,104
01/01/2013 to 12/31/2013	$12.00	$11.46	1,345
Evergreen VA Growth Fund
05/01/2009 to 12/31/2009	$10.04	$12.55	0
01/01/2010 to 07/16/2010	$12.55	$12.19	0

A-47

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
Evergreen VA International Equity Fund
05/01/2009 to 12/31/2009	$10.05	$12.65	96
01/01/2010 to 07/16/2010	$12.65	$11.93	0
Evergreen VA Omega Fund
05/01/2009 to 12/31/2009	$9.89	$12.76	471
01/01/2010 to 07/16/2010	$12.76	$11.82	0
First Trust Target Focus Four Portfolio
05/01/2009 to 12/31/2009	$10.10	$13.19	0
01/01/2010 to 12/31/2010	$13.19	$15.21	400
01/01/2011 to 12/31/2011	$15.21	$13.14	113
01/01/2012 to 12/31/2012	$13.14	$14.50	127
01/01/2013 to 12/31/2013	$14.50	$18.43	0
Franklin Templeton VIP Founding Funds Allocation Fund
05/01/2009 to 12/31/2009	$10.07	$12.74	43,424
01/01/2010 to 12/31/2010	$12.74	$13.62	109,519
01/01/2011 to 12/31/2011	$13.62	$12.98	50,893
01/01/2012 to 09/21/2012	$12.98	$14.39	0
Global Dividend Target 15 Portfolio
05/01/2009 to 12/31/2009	$10.06	$14.39	685
01/01/2010 to 12/31/2010	$14.39	$15.31	1,333
01/01/2011 to 12/31/2011	$15.31	$13.73	657
01/01/2012 to 12/31/2012	$13.73	$16.69	812
01/01/2013 to 12/31/2013	$16.69	$18.50	52
Invesco V.I. Capital Development Fund – Series I
04/29/2011* to 12/31/2011	$10.03	$8.09	380
01/01/2012 to 04/27/2012	$8.09	$9.13	0
Invesco V.I. Diversified Dividend Fund – Series I
04/29/2011* to 12/31/2011	$9.99	$9.03	981
01/01/2012 to 12/31/2012	$9.03	$10.40	1,301
01/01/2013 to 12/31/2013	$10.40	$13.21	478
Invesco V.I. Dynamics Fund – Series I
05/01/2009 to 12/31/2009	$10.04	$13.06	637
01/01/2010 to 12/31/2010	$13.06	$15.68	576
01/01/2011 to 04/29/2011	$15.68	$17.38	0
Invesco V.I. Financial Services Fund – Series I
05/01/2009 to 12/31/2009	$10.00	$13.90	2,477
01/01/2010 to 12/31/2010	$13.90	$14.86	1,798
01/01/2011 to 04/29/2011	$14.86	$15.61	0
Invesco V.I. Global Health Care Fund – Series I
05/01/2009 to 12/31/2009	$9.95	$12.67	410
01/01/2010 to 12/31/2010	$12.67	$12.93	1,135
01/01/2011 to 12/31/2011	$12.93	$13.03	509
01/01/2012 to 12/31/2012	$13.03	$15.28	646
01/01/2013 to 12/31/2013	$15.28	$20.81	58
Invesco V.I. Mid Cap Growth Portfolio, Series I formerly, Invesco Van Kampen V.I. Mid Cap Growth Fund – Series I
04/27/2012* to 12/31/2012	$10.05	$9.67	486
01/01/2013 to 12/31/2013	$9.67	$12.85	147

A-48

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
NVIT Developing Markets Fund
05/01/2009 to 12/31/2009	$10.12	$14.41	3,106
01/01/2010 to 12/31/2010	$14.41	$16.23	2,867
01/01/2011 to 12/31/2011	$16.23	$12.21	701
01/01/2012 to 12/31/2012	$12.21	$13.82	674
01/01/2013 to 12/31/2013	$13.82	$13.40	15
Prudential SP International Growth Portfolio
05/01/2009 to 12/31/2009	$10.14	$13.32	0
01/01/2010 to 12/31/2010	$13.32	$14.72	0
01/01/2011 to 12/31/2011	$14.72	$12.14	0
01/01/2012 to 12/31/2012	$12.14	$14.41	0
01/01/2013 to 12/31/2013	$14.41	$16.61	0
S&P Target 24 Portfolio
05/01/2009 to 12/31/2009	$10.00	$11.93	0
01/01/2010 to 12/31/2010	$11.93	$13.80	316
01/01/2011 to 12/31/2011	$13.80	$14.53	56
01/01/2012 to 12/31/2012	$14.53	$15.41	76
01/01/2013 to 12/31/2013	$15.41	$21.24	0
Target Managed VIP Portfolio
05/01/2009 to 12/31/2009	$10.00	$12.22	0
01/01/2010 to 12/31/2010	$12.22	$14.12	0
01/01/2011 to 12/31/2011	$14.12	$13.46	0
01/01/2012 to 12/31/2012	$13.46	$14.75	0
01/01/2013 to 12/31/2013	$14.75	$19.41	0
The DOW DART 10 Portfolio
05/01/2009 to 12/31/2009	$10.14	$13.21	0
01/01/2010 to 12/31/2010	$13.21	$14.95	449
01/01/2011 to 12/31/2011	$14.95	$15.62	96
01/01/2012 to 12/31/2012	$15.62	$16.77	131
01/01/2013 to 12/31/2013	$16.77	$21.27	0
The DOW Target Dividend Portfolio
05/01/2009 to 12/31/2009	$10.05	$13.63	0
01/01/2010 to 12/31/2010	$13.63	$15.39	0
01/01/2011 to 12/31/2011	$15.39	$15.82	0
01/01/2012 to 12/31/2012	$15.82	$16.19	0
01/01/2013 to 12/31/2013	$16.19	$20.12	0
Wells Fargo Advantage VT Equity Income
05/01/2009 to 12/31/2009	$10.09	$12.19	329
01/01/2010 to 07/16/2010	$12.19	$11.63	0
Wells Fargo Advantage VT International Equity Portfolio Share Class 1
07/16/2010* to 12/31/2010	$11.94	$14.34	0
01/01/2011 to 12/31/2011	$14.34	$12.13	0
01/01/2012 to 12/31/2012	$12.13	$13.37	0
01/01/2013 to 12/31/2013	$13.37	$15.54	0
Wells Fargo Advantage VT Intrinsic Value Portfolio Share Class 2
07/16/2010* to 12/31/2010	$11.63	$13.46	282
01/01/2011 to 12/31/2011	$13.46	$12.77	122
01/01/2012 to 12/31/2012	$12.77	$14.79	154
01/01/2013 to 12/31/2013	$14.79	$18.68	45

A-49

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
Wells Fargo Advantage VT Omega Growth Portfolio Share Class 1
07/16/2010* to 12/31/2010	$11.82	$14.81	0
01/01/2011 to 12/31/2011	$14.81	$13.59	0
01/01/2012 to 12/31/2012	$13.59	$15.91	0
01/01/2013 to 12/31/2013	$15.91	$21.63	0
Wells Fargo Advantage VT Small Cap Growth Portfolio Share Class 1
07/16/2010* to 12/31/2010	$9.59	$12.17	0
01/01/2011 to 12/31/2011	$12.17	$11.28	0
01/01/2012 to 12/31/2012	$11.28	$11.83	0
01/01/2013 to 12/31/2013	$11.83	$17.26	0

*	Denotes the start date of these sub-accounts

ASL II

Prudential Annuities Life Assurance Corporation

Prospectus

ACCUMULATION UNIT VALUES: With No Optional Benefits (1.65%)

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Academic Strategies Asset Allocation Portfolio
12/05/2005* to 12/31/2005	$10.00	$10.02	2,726,484
01/01/2006 to 12/31/2006	$10.02	$11.01	21,829,919
01/01/2007 to 12/31/2007	$11.01	$11.83	30,616,578
01/01/2008 to 12/31/2008	$11.83	$7.93	35,995,508
01/01/2009 to 12/31/2009	$7.93	$9.70	107,441,591
01/01/2010 to 12/31/2010	$9.70	$10.68	133,580,486
01/01/2011 to 12/31/2011	$10.68	$10.22	102,346,558
01/01/2012 to 12/31/2012	$10.22	$11.32	108,178,074
01/01/2013 to 12/31/2013	$11.32	$12.24	100,174,797
AST Advanced Strategies Portfolio
03/20/2006* to 12/31/2006	$10.00	$10.66	5,258,474
01/01/2007 to 12/31/2007	$10.66	$11.48	8,525,849
01/01/2008 to 12/31/2008	$11.48	$7.93	16,229,117
01/01/2009 to 12/31/2009	$7.93	$9.84	54,720,347
01/01/2010 to 12/31/2010	$9.84	$11.00	68,974,007
01/01/2011 to 12/31/2011	$11.00	$10.83	55,424,347
01/01/2012 to 12/31/2012	$10.83	$12.11	63,361,367
01/01/2013 to 12/31/2013	$12.11	$13.88	63,758,948
AST Alger All-Cap Growth Portfolio
01/01/2004 to 12/31/2004	$9.07	$9.67	1,798,457
01/01/2005 to 12/02/2005	$9.67	$11.10	0
AST AllianceBernstein Growth + Value Portfolio
01/01/2004 to 12/31/2004	$9.91	$10.72	1,620,391
01/01/2005 to 12/02/2005	$10.72	$11.86	0

A-50

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST American Century Income & Growth Portfolio
01/01/2004 to 12/31/2004	$10.45	$11.57	4,670,846
01/01/2005 to 12/31/2005	$11.57	$11.90	4,205,656
01/01/2006 to 12/31/2006	$11.90	$13.68	3,984,557
01/01/2007 to 12/31/2007	$13.68	$13.44	3,435,528
01/01/2008 to 12/31/2008	$13.44	$8.62	2,803,150
01/01/2009 to 12/31/2009	$8.62	$9.99	4,930,435
01/01/2010 to 12/31/2010	$9.99	$11.18	6,178,407
01/01/2011 to 12/31/2011	$11.18	$11.39	5,937,210
01/01/2012 to 05/04/2012	$11.39	$12.38	0
AST AQR Emerging Markets Equity Portfolio
02/25/2013* to 12/31/2013	$10.00	$10.10	48,359
AST AQR Large-Cap Portfolio
04/29/2013* to 12/31/2013	$10.00	$11.64	58,666
AST Balanced Asset Allocation Portfolio
12/05/2005* to 12/31/2005	$10.00	$10.03	685,724
01/01/2006 to 12/31/2006	$10.03	$10.90	7,315,279
01/01/2007 to 12/31/2007	$10.90	$11.70	12,873,620
01/01/2008 to 12/31/2008	$11.70	$8.20	24,018,186
01/01/2009 to 12/31/2009	$8.20	$9.95	97,458,970
01/01/2010 to 12/31/2010	$9.95	$10.99	124,066,065
01/01/2011 to 12/31/2011	$10.99	$10.67	99,522,684
01/01/2012 to 12/31/2012	$10.67	$11.81	107,656,583
01/01/2013 to 12/31/2013	$11.81	$13.66	103,827,389
AST BlackRock Global Strategies Portfolio
05/02/2011* to 12/31/2011	$10.00	$9.17	2,940,794
01/01/2012 to 12/31/2012	$9.17	$10.09	4,644,573
01/01/2013 to 12/31/2013	$10.09	$11.00	5,783,459
AST BlackRock iShares ETF Portfolio
04/29/2013* to 12/31/2013	$10.00	$10.50	872,802
AST Capital Growth Asset Allocation Portfolio
12/05/2005* to 12/31/2005	$10.00	$10.01	2,586,013
01/01/2006 to 12/31/2006	$10.01	$11.19	23,048,850
01/01/2007 to 12/31/2007	$11.19	$12.07	31,465,957
01/01/2008 to 12/31/2008	$12.07	$7.73	32,624,883
01/01/2009 to 12/31/2009	$7.73	$9.52	118,425,926
01/01/2010 to 12/31/2010	$9.52	$10.62	141,306,019
01/01/2011 to 12/31/2011	$10.62	$10.19	100,099,910
01/01/2012 to 12/31/2012	$10.19	$11.40	113,717,767
01/01/2013 to 12/31/2013	$11.40	$13.75	125,316,122
AST ClearBridge Dividend Growth Portfolio formerly, AST Clearbridge Dividend Growth Portfolio
02/25/2013* to 12/31/2013	$10.00	$11.66	342,569
AST Cohen & Steers Realty Portfolio
01/01/2004 to 12/31/2004	$13.63	$18.49	4,080,179
01/01/2005 to 12/31/2005	$18.49	$20.88	3,749,124
01/01/2006 to 12/31/2006	$20.88	$28.08	3,925,105
01/01/2007 to 12/31/2007	$28.08	$22.11	2,254,421
01/01/2008 to 12/31/2008	$22.11	$14.12	1,741,032
01/01/2009 to 12/31/2009	$14.12	$18.32	2,154,565
01/01/2010 to 12/31/2010	$18.32	$23.19	2,674,245
01/01/2011 to 12/31/2011	$23.19	$24.31	2,210,944
01/01/2012 to 12/31/2012	$24.31	$27.58	2,291,954
01/01/2013 to 12/31/2013	$27.58	$27.98	2,083,185

A-51

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST DeAm Small-Cap Value Portfolio
01/01/2004 to 12/31/2004	$10.81	$12.99	2,143,020
01/01/2005 to 12/31/2005	$12.99	$12.92	2,106,236
01/01/2006 to 12/31/2006	$12.92	$15.25	1,874,276
01/01/2007 to 12/31/2007	$15.25	$12.33	1,578,237
01/01/2008 to 07/18/2008	$12.33	$11.30	0
AST Defensive Asset Allocation Portfolio
04/29/2013* to 12/31/2013	$10.00	$9.69	1,906,618
AST Federated Aggressive Growth Portfolio
01/01/2004 to 12/31/2004	$12.74	$15.42	4,808,453
01/01/2005 to 12/31/2005	$15.42	$16.60	5,464,855
01/01/2006 to 12/31/2006	$16.60	$18.43	4,641,175
01/01/2007 to 12/31/2007	$18.43	$20.16	4,026,646
01/01/2008 to 12/31/2008	$20.16	$11.08	2,977,983
01/01/2009 to 12/31/2009	$11.08	$14.46	3,702,808
01/01/2010 to 12/31/2010	$14.46	$18.85	4,200,876
01/01/2011 to 12/31/2011	$18.85	$16.11	4,029,967
01/01/2012 to 12/31/2012	$16.11	$19.02	3,987,156
01/01/2013 to 12/31/2013	$19.02	$26.34	3,589,232
AST FI Pyramis® Asset Allocation Portfolio
11/19/2007* to 12/31/2007	$10.00	$10.00	50,892
01/01/2008 to 12/31/2008	$10.00	$7.16	2,156,002
01/01/2009 to 12/31/2009	$7.16	$8.54	18,482,649
01/01/2010 to 12/31/2010	$8.54	$9.51	20,766,873
01/01/2011 to 12/31/2011	$9.51	$9.13	15,624,739
01/01/2012 to 12/31/2012	$9.13	$10.20	18,821,366
01/01/2013 to 12/31/2013	$10.20	$11.96	23,114,459
AST First Trust Balanced Target Portfolio
03/20/2006* to 12/31/2006	$10.00	$10.58	3,781,525
01/01/2007 to 12/31/2007	$10.58	$11.30	7,801,920
01/01/2008 to 12/31/2008	$11.30	$7.28	13,486,356
01/01/2009 to 12/31/2009	$7.28	$8.87	54,387,061
01/01/2010 to 12/31/2010	$8.87	$9.97	68,927,498
01/01/2011 to 12/31/2011	$9.97	$9.66	53,951,634
01/01/2012 to 12/31/2012	$9.66	$10.51	57,684,295
01/01/2013 to 12/31/2013	$10.51	$11.86	55,226,008
AST Focus Four Plus Portfolio
07/21/2008* to 12/31/2008	$10.00	$7.47	1,469,632
01/01/2009 to 11/13/2009	$7.47	$8.36	0
AST Franklin Templeton Founding Funds Allocation Portfolio
04/30/2012* to 12/31/2012	$10.00	$10.75	58,178,008
01/01/2013 to 12/31/2013	$10.75	$13.16	59,310,001
AST Franklin Templeton Founding Funds Plus Portfolio
04/29/2013* to 12/31/2013	$10.00	$10.82	5,741,090
AST Global Real Estate Portfolio
07/21/2008* to 12/31/2008	$10.18	$6.11	100,170
01/01/2009 to 12/31/2009	$6.11	$8.12	1,148,210
01/01/2010 to 12/31/2010	$8.12	$9.60	2,343,259
01/01/2011 to 12/31/2011	$9.60	$8.97	1,365,221
01/01/2012 to 12/31/2012	$8.97	$11.18	1,941,296
01/01/2013 to 12/31/2013	$11.18	$11.48	2,026,740

A-52

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Goldman Sachs Concentrated Growth Portfolio
01/01/2004 to 12/31/2004	$9.45	$9.64	2,785,100
01/01/2005 to 12/31/2005	$9.64	$9.80	2,531,901
01/01/2006 to 12/31/2006	$9.80	$10.60	2,498,654
01/01/2007 to 12/31/2007	$10.60	$11.88	2,806,534
01/01/2008 to 12/31/2008	$11.88	$6.98	1,877,493
01/01/2009 to 12/31/2009	$6.98	$10.25	5,358,114
01/01/2010 to 12/31/2010	$10.25	$11.12	5,307,161
01/01/2011 to 12/31/2011	$11.12	$10.51	3,678,070
01/01/2012 to 12/31/2012	$10.51	$12.37	3,859,929
01/01/2013 to 12/31/2013	$12.37	$15.79	4,053,712
AST Goldman Sachs Large-Cap Value Portfolio
01/01/2004 to 12/31/2004	$10.50	$11.46	25,850,506
01/01/2005 to 12/31/2005	$11.46	$11.81	31,190,346
01/01/2006 to 12/31/2006	$11.81	$13.62	23,350,650
01/01/2007 to 12/31/2007	$13.62	$14.08	19,997,748
01/01/2008 to 12/31/2008	$14.08	$8.22	14,384,005
01/01/2009 to 12/31/2009	$8.22	$9.63	15,821,358
01/01/2010 to 12/31/2010	$9.63	$10.69	15,820,580
01/01/2011 to 12/31/2011	$10.69	$9.94	12,948,030
01/01/2012 to 12/31/2012	$9.94	$11.69	10,758,682
01/01/2013 to 12/31/2013	$11.69	$15.36	8,989,436
AST Goldman Sachs Mid-Cap Growth Portfolio
01/01/2004 to 12/31/2004	$10.31	$11.80	4,375,813
01/01/2005 to 12/31/2005	$11.80	$12.16	5,391,424
01/01/2006 to 12/31/2006	$12.16	$12.71	4,189,111
01/01/2007 to 12/31/2007	$12.71	$14.92	3,918,725
01/01/2008 to 12/31/2008	$14.92	$8.69	2,808,881
01/01/2009 to 12/31/2009	$8.69	$13.42	5,868,356
01/01/2010 to 12/31/2010	$13.42	$15.82	6,728,348
01/01/2011 to 12/31/2011	$15.82	$15.10	4,560,864
01/01/2012 to 12/31/2012	$15.10	$17.76	4,904,077
01/01/2013 to 12/31/2013	$17.76	$23.09	5,099,534
AST Goldman Sachs Multi-Asset Portfolio formerly, AST Horizon Moderate Asset Allocation Portfolio
11/19/2007* to 12/31/2007	$10.00	$10.17	39,143
01/01/2008 to 12/31/2008	$10.17	$7.58	3,825,075
01/01/2009 to 12/31/2009	$7.58	$9.20	36,241,046
01/01/2010 to 12/31/2010	$9.20	$10.10	50,682,089
01/01/2011 to 12/31/2011	$10.10	$9.88	43,785,652
01/01/2012 to 12/31/2012	$9.88	$10.70	45,432,815
01/01/2013 to 12/31/2013	$10.70	$11.56	40,182,442
AST Goldman Sachs Small-Cap Value Portfolio
01/01/2004 to 12/31/2004	$12.85	$15.19	1,541,896
01/01/2005 to 12/31/2005	$15.19	$15.68	1,243,642
01/01/2006 to 12/31/2006	$15.68	$18.08	1,000,596
01/01/2007 to 12/31/2007	$18.08	$16.87	758,170
01/01/2008 to 12/31/2008	$16.87	$12.17	667,006
01/01/2009 to 12/31/2009	$12.17	$15.19	2,182,014
01/01/2010 to 12/31/2010	$15.19	$18.93	3,471,178
01/01/2011 to 12/31/2011	$18.93	$18.86	2,549,765
01/01/2012 to 12/31/2012	$18.86	$21.46	2,633,520
01/01/2013 to 12/31/2013	$21.46	$29.30	3,094,420

A-53

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Herndon Large-Cap Value Portfolio formerly, AST BlackRock Value Portfolio
01/01/2004 to 12/31/2004	$10.78	$12.53	2,351,197
01/01/2005 to 12/31/2005	$12.53	$13.47	2,585,881
01/01/2006 to 12/31/2006	$13.47	$16.13	4,397,725
01/01/2007 to 12/31/2007	$16.13	$16.05	3,751,417
01/01/2008 to 12/31/2008	$16.05	$9.90	2,589,179
01/01/2009 to 12/31/2009	$9.90	$11.51	3,294,871
01/01/2010 to 12/31/2010	$11.51	$12.73	3,942,580
01/01/2011 to 12/31/2011	$12.73	$12.46	3,528,509
01/01/2012 to 12/31/2012	$12.46	$13.89	3,502,241
01/01/2013 to 12/31/2013	$13.89	$18.40	2,924,047
AST High Yield Portfolio
01/01/2004 to 12/31/2004	$11.61	$12.69	13,717,128
01/01/2005 to 12/31/2005	$12.69	$12.62	9,658,908
01/01/2006 to 12/31/2006	$12.62	$13.70	9,653,937
01/01/2007 to 12/31/2007	$13.70	$13.80	6,461,538
01/01/2008 to 12/31/2008	$13.80	$10.11	5,931,752
01/01/2009 to 12/31/2009	$10.11	$13.47	13,509,194
01/01/2010 to 12/31/2010	$13.47	$15.04	12,605,729
01/01/2011 to 12/31/2011	$15.04	$15.26	11,922,775
01/01/2012 to 12/31/2012	$15.26	$17.09	10,459,161
01/01/2013 to 12/31/2013	$17.09	$18.02	8,393,440
AST International Growth Portfolio
01/01/2004 to 12/31/2004	$13.39	$15.30	11,265,469
01/01/2005 to 12/31/2005	$15.30	$17.54	12,141,521
01/01/2006 to 12/31/2006	$17.54	$20.87	9,628,446
01/01/2007 to 12/31/2007	$20.87	$24.43	8,347,423
01/01/2008 to 12/31/2008	$24.43	$11.96	6,129,240
01/01/2009 to 12/31/2009	$11.96	$15.91	6,854,079
01/01/2010 to 12/31/2010	$15.91	$17.92	7,241,298
01/01/2011 to 12/31/2011	$17.92	$15.34	5,734,722
01/01/2012 to 12/31/2012	$15.34	$18.16	4,942,527
01/01/2013 to 12/31/2013	$18.16	$21.27	4,582,698
AST International Value Portfolio
01/01/2004 to 12/31/2004	$10.79	$12.84	1,897,469
01/01/2005 to 12/31/2005	$12.84	$14.36	2,013,543
01/01/2006 to 12/31/2006	$14.36	$18.00	3,305,654
01/01/2007 to 12/31/2007	$18.00	$20.85	4,044,519
01/01/2008 to 12/31/2008	$20.85	$11.48	2,393,870
01/01/2009 to 12/31/2009	$11.48	$14.74	3,492,926
01/01/2010 to 12/31/2010	$14.74	$16.10	3,649,081
01/01/2011 to 12/31/2011	$16.10	$13.85	2,916,031
01/01/2012 to 12/31/2012	$13.85	$15.89	2,668,328
01/01/2013 to 12/31/2013	$15.89	$18.67	2,705,225
AST J.P. Morgan Global Thematic Portfolio
11/19/2007* to 12/31/2007	$10.00	$10.19	157,014
01/01/2008 to 12/31/2008	$10.19	$6.94	1,952,838
01/01/2009 to 12/31/2009	$6.94	$8.65	25,271,257
01/01/2010 to 12/31/2010	$8.65	$9.68	38,344,545
01/01/2011 to 12/31/2011	$9.68	$9.47	31,542,321
01/01/2012 to 12/31/2012	$9.47	$10.58	33,772,279
01/01/2013 to 12/31/2013	$10.58	$12.10	34,620,680

A-54

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST J.P. Morgan International Equity Portfolio formerly, AST JPMorgan International Equity Portfolio
01/01/2004 to 12/31/2004	$11.00	$12.67	3,227,381
01/01/2005 to 12/31/2005	$12.67	$13.84	5,621,834
01/01/2006 to 12/31/2006	$13.84	$16.71	4,715,269
01/01/2007 to 12/31/2007	$16.71	$17.98	4,504,935
01/01/2008 to 12/31/2008	$17.98	$10.37	2,459,224
01/01/2009 to 12/31/2009	$10.37	$13.86	5,086,873
01/01/2010 to 12/31/2010	$13.86	$14.60	5,905,133
01/01/2011 to 12/31/2011	$14.60	$13.05	4,359,903
01/01/2012 to 12/31/2012	$13.05	$15.65	4,428,816
01/01/2013 to 12/31/2013	$15.65	$17.75	4,647,244
AST J.P. Morgan Strategic Opportunities Portfolio
01/01/2004 to 12/31/2004	$10.24	$11.19	1,061,887
01/01/2005 to 12/31/2005	$11.19	$11.77	1,055,034
01/01/2006 to 12/31/2006	$11.77	$12.86	1,120,866
01/01/2007 to 12/31/2007	$12.86	$12.90	2,745,236
01/01/2008 to 12/31/2008	$12.90	$10.45	15,430,642
01/01/2009 to 12/31/2009	$10.45	$12.54	46,430,018
01/01/2010 to 12/31/2010	$12.54	$13.23	46,748,068
01/01/2011 to 12/31/2011	$13.23	$13.05	38,241,675
01/01/2012 to 12/31/2012	$13.05	$14.21	39,470,209
01/01/2013 to 12/31/2013	$14.21	$15.51	35,738,716
AST Jennison Large-Cap Growth Portfolio
11/16/2009* to 12/31/2009	$10.08	$10.29	141,417
01/01/2010 to 12/31/2010	$10.29	$11.27	473,823
01/01/2011 to 12/31/2011	$11.27	$11.15	755,324
01/01/2012 to 12/31/2012	$11.15	$12.64	1,110,275
01/01/2013 to 12/31/2013	$12.64	$16.96	1,223,206
AST Jennison Large-Cap Value Portfolio
11/16/2009* to 12/31/2009	$10.15	$10.30	58,774
01/01/2010 to 12/31/2010	$10.30	$11.52	748,340
01/01/2011 to 12/31/2011	$11.52	$10.67	655,241
01/01/2012 to 12/31/2012	$10.67	$11.88	688,787
01/01/2013 to 12/31/2013	$11.88	$15.35	921,219
AST Large-Cap Value Portfolio
01/01/2004 to 12/31/2004	$9.83	$11.17	3,717,848
01/01/2005 to 12/31/2005	$11.17	$11.69	5,245,458
01/01/2006 to 12/31/2006	$11.69	$13.62	5,568,043
01/01/2007 to 12/31/2007	$13.62	$13.00	4,973,375
01/01/2008 to 12/31/2008	$13.00	$7.48	4,027,564
01/01/2009 to 12/31/2009	$7.48	$8.78	5,087,827
01/01/2010 to 12/31/2010	$8.78	$9.78	5,307,829
01/01/2011 to 12/31/2011	$9.78	$9.21	4,698,568
01/01/2012 to 12/31/2012	$9.21	$10.59	4,248,181
01/01/2013 to 12/31/2013	$10.59	$14.57	5,494,376

A-55

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Loomis Sayles Large-Cap Growth Portfolio formerly, AST Marsico Capital Growth Portfolio
01/01/2004 to 12/31/2004	$10.78	$12.26	28,117,310
01/01/2005 to 12/31/2005	$12.26	$12.88	32,140,125
01/01/2006 to 12/31/2006	$12.88	$13.59	26,497,526
01/01/2007 to 12/31/2007	$13.59	$15.36	23,963,028
01/01/2008 to 12/31/2008	$15.36	$8.51	16,673,165
01/01/2009 to 12/31/2009	$8.51	$10.86	17,250,307
01/01/2010 to 12/31/2010	$10.86	$12.79	17,364,094
01/01/2011 to 12/31/2011	$12.79	$12.47	14,080,420
01/01/2012 to 12/31/2012	$12.47	$13.77	11,942,585
01/01/2013 to 12/31/2013	$13.77	$18.50	9,091,584
AST Lord Abbett Core Fixed Income Portfolio
01/01/2004 to 12/31/2004	$11.61	$12.26	8,369,008
01/01/2005 to 12/31/2005	$12.26	$12.20	12,427,806
01/01/2006 to 12/31/2006	$12.20	$13.17	10,147,675
01/01/2007 to 12/31/2007	$13.17	$13.74	8,365,789
01/01/2008 to 12/31/2008	$13.74	$10.37	8,586,978
01/01/2009 to 12/31/2009	$10.37	$13.73	10,096,051
01/01/2010 to 12/31/2010	$13.73	$15.32	8,604,037
01/01/2011 to 12/31/2011	$15.32	$16.60	9,200,629
01/01/2012 to 12/31/2012	$16.60	$17.29	8,547,651
01/01/2013 to 12/31/2013	$17.29	$16.67	6,345,324
AST MFS Global Equity Portfolio
01/01/2004 to 12/31/2004	$11.30	$13.16	2,276,801
01/01/2005 to 12/31/2005	$13.16	$13.92	1,907,777
01/01/2006 to 12/31/2006	$13.92	$17.02	2,905,252
01/01/2007 to 12/31/2007	$17.02	$18.31	2,119,181
01/01/2008 to 12/31/2008	$18.31	$11.88	1,412,847
01/01/2009 to 12/31/2009	$11.88	$15.37	2,567,781
01/01/2010 to 12/31/2010	$15.37	$16.94	3,612,405
01/01/2011 to 12/31/2011	$16.94	$16.14	3,114,124
01/01/2012 to 12/31/2012	$16.14	$19.53	3,437,135
01/01/2013 to 12/31/2013	$19.53	$24.52	3,984,432
AST MFS Growth Portfolio
01/01/2004 to 12/31/2004	$9.16	$9.97	4,529,834
01/01/2005 to 12/31/2005	$9.97	$10.43	5,915,443
01/01/2006 to 12/31/2006	$10.43	$11.25	4,572,301
01/01/2007 to 12/31/2007	$11.25	$12.73	3,902,210
01/01/2008 to 12/31/2008	$12.73	$7.98	3,159,245
01/01/2009 to 12/31/2009	$7.98	$9.75	4,944,538
01/01/2010 to 12/31/2010	$9.75	$10.82	5,238,425
01/01/2011 to 12/31/2011	$10.82	$10.57	4,289,955
01/01/2012 to 12/31/2012	$10.57	$12.18	4,420,398
01/01/2013 to 12/31/2013	$12.18	$16.37	4,361,903
AST MFS Large-Cap Value Portfolio
08/20/2012* to 12/31/2012	$10.00	$10.20	55,298
01/01/2013 to 12/31/2013	$10.20	$13.49	867,495

A-56

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Mid-Cap Value Portfolio
01/01/2004 to 12/31/2004	$10.91	$12.38	2,587,064
01/01/2005 to 12/31/2005	$12.38	$12.83	1,988,251
01/01/2006 to 12/31/2006	$12.83	$14.42	1,907,063
01/01/2007 to 12/31/2007	$14.42	$14.57	1,540,522
01/01/2008 to 12/31/2008	$14.57	$8.87	1,381,269
01/01/2009 to 12/31/2009	$8.87	$12.11	2,137,413
01/01/2010 to 12/31/2010	$12.11	$14.72	2,978,973
01/01/2011 to 12/31/2011	$14.72	$13.98	2,405,087
01/01/2012 to 12/31/2012	$13.98	$16.28	2,424,624
01/01/2013 to 12/31/2013	$16.28	$21.20	2,138,372
AST Money Market Portfolio
01/01/2004 to 12/31/2004	$9.86	$9.78	29,870,585
01/01/2005 to 12/31/2005	$9.78	$9.88	42,442,274
01/01/2006 to 12/31/2006	$9.88	$10.16	46,325,237
01/01/2007 to 12/31/2007	$10.16	$10.48	56,111,128
01/01/2008 to 12/31/2008	$10.48	$10.57	91,319,625
01/01/2009 to 12/31/2009	$10.57	$10.42	66,786,776
01/01/2010 to 12/31/2010	$10.42	$10.25	50,307,852
01/01/2011 to 12/31/2011	$10.25	$10.09	50,902,069
01/01/2012 to 12/31/2012	$10.09	$9.92	39,894,836
01/01/2013 to 12/31/2013	$9.92	$9.76	29,504,243
AST Neuberger Berman / LSV Mid-Cap Value Portfolio
01/01/2004 to 12/31/2004	$12.01	$14.51	11,461,684
01/01/2005 to 12/31/2005	$14.51	$15.99	12,260,006
01/01/2006 to 12/31/2006	$15.99	$17.42	9,574,218
01/01/2007 to 12/31/2007	$17.42	$17.67	8,191,847
01/01/2008 to 12/31/2008	$17.67	$10.03	5,184,438
01/01/2009 to 12/31/2009	$10.03	$13.88	5,689,131
01/01/2010 to 12/31/2010	$13.88	$16.85	5,901,157
01/01/2011 to 12/31/2011	$16.85	$16.16	4,911,194
01/01/2012 to 12/31/2012	$16.16	$18.62	4,148,499
01/01/2013 to 12/31/2013	$18.62	$26.00	4,423,739
AST Neuberger Berman Core Bond Portfolio
10/31/2011* to 12/31/2011	$10.03	$10.07	577,115
01/01/2012 to 12/31/2012	$10.07	$10.39	1,360,083
01/01/2013 to 12/31/2013	$10.39	$9.93	1,174,650
AST Neuberger Berman Mid-Cap Growth Portfolio
01/01/2004 to 12/31/2004	$9.51	$10.86	4,715,301
01/01/2005 to 12/31/2005	$10.86	$12.12	5,728,444
01/01/2006 to 12/31/2006	$12.12	$13.59	5,378,198
01/01/2007 to 12/31/2007	$13.59	$16.34	6,560,811
01/01/2008 to 12/31/2008	$16.34	$9.13	3,042,143
01/01/2009 to 12/31/2009	$9.13	$11.65	4,022,837
01/01/2010 to 12/31/2010	$11.65	$14.75	5,702,161
01/01/2011 to 12/31/2011	$14.75	$14.75	4,466,247
01/01/2012 to 12/31/2012	$14.75	$16.30	3,764,767
01/01/2013 to 12/31/2013	$16.30	$21.26	3,561,170

A-57

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Neuberger Berman Small-Cap Growth Portfolio
01/01/2004 to 12/31/2004	$11.13	$11.98	1,618,719
01/01/2005 to 12/31/2005	$11.98	$11.83	1,385,431
01/01/2006 to 12/31/2006	$11.83	$12.53	1,174,654
01/01/2007 to 12/31/2007	$12.53	$14.63	1,215,825
01/01/2008 to 12/31/2008	$14.63	$8.27	768,282
01/01/2009 to 12/31/2009	$8.27	$9.97	1,585,215
01/01/2010 to 12/31/2010	$9.97	$11.79	2,045,616
01/01/2011 to 04/29/2011	$11.79	$13.23	0
AST New Discovery Asset Allocation Portfolio
04/30/2012* to 12/31/2012	$10.00	$10.32	5,908,428
01/01/2013 to 12/31/2013	$10.32	$12.07	6,987,054
AST Parametric Emerging Markets Equity Portfolio
07/21/2008* to 12/31/2008	$10.10	$5.57	126,548
01/01/2009 to 12/31/2009	$5.57	$9.13	6,599,316
01/01/2010 to 12/31/2010	$9.13	$10.98	11,156,029
01/01/2011 to 12/31/2011	$10.98	$8.61	6,749,550
01/01/2012 to 12/31/2012	$8.61	$9.98	7,897,745
01/01/2013 to 12/31/2013	$9.98	$9.84	8,565,272
AST PIMCO Limited Maturity Bond Portfolio
01/01/2004 to 12/31/2004	$10.51	$10.55	21,299,789
01/01/2005 to 12/31/2005	$10.55	$10.54	28,031,651
01/01/2006 to 12/31/2006	$10.54	$10.76	22,394,558
01/01/2007 to 12/31/2007	$10.76	$11.31	20,392,150
01/01/2008 to 12/31/2008	$11.31	$11.24	15,403,578
01/01/2009 to 12/31/2009	$11.24	$12.19	19,779,745
01/01/2010 to 12/31/2010	$12.19	$12.46	20,255,855
01/01/2011 to 12/31/2011	$12.46	$12.53	18,155,075
01/01/2012 to 12/31/2012	$12.53	$12.90	15,540,231
01/01/2013 to 12/31/2013	$12.90	$12.41	10,724,539
AST PIMCO Total Return Bond Portfolio
01/01/2004 to 12/31/2004	$10.95	$11.31	33,208,757
01/01/2005 to 12/31/2005	$11.31	$11.40	22,436,395
01/01/2006 to 12/31/2006	$11.40	$11.63	21,700,661
01/01/2007 to 12/31/2007	$11.63	$12.39	21,645,194
01/01/2008 to 12/31/2008	$12.39	$11.91	20,478,277
01/01/2009 to 12/31/2009	$11.91	$13.65	59,442,486
01/01/2010 to 12/31/2010	$13.65	$14.46	75,211,006
01/01/2011 to 12/31/2011	$14.46	$14.67	60,233,010
01/01/2012 to 12/31/2012	$14.67	$15.77	65,143,645
01/01/2013 to 12/31/2013	$15.77	$15.23	54,477,871
AST Preservation Asset Allocation Portfolio
12/05/2005* to 12/31/2005	$10.00	$10.04	115,215
01/01/2006 to 12/31/2006	$10.04	$10.66	3,303,256
01/01/2007 to 12/31/2007	$10.66	$11.40	7,359,596
01/01/2008 to 12/31/2008	$11.40	$9.02	24,830,005
01/01/2009 to 12/31/2009	$9.02	$10.65	82,197,582
01/01/2010 to 12/31/2010	$10.65	$11.58	100,001,194
01/01/2011 to 12/31/2011	$11.58	$11.51	96,778,216
01/01/2012 to 12/31/2012	$11.51	$12.49	98,362,559
01/01/2013 to 12/31/2013	$12.49	$13.42	79,093,854

A-58

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Prudential Core Bond Portfolio
10/31/2011* to 12/31/2011	$10.02	$10.07	990,348
01/01/2012 to 12/31/2012	$10.07	$10.61	2,178,847
01/01/2013 to 12/31/2013	$10.61	$10.19	1,488,696
AST Prudential Growth Allocation Portfolio formerly, AST First Trust Capital Appreciation Target Portfolio
03/20/2006* to 12/31/2006	$10.00	$10.48	3,795,562
01/01/2007 to 12/31/2007	$10.48	$11.49	7,899,326
01/01/2008 to 12/31/2008	$11.49	$6.70	13,640,692
01/01/2009 to 12/31/2009	$6.70	$8.30	93,813,703
01/01/2010 to 12/31/2010	$8.30	$9.71	115,827,900
01/01/2011 to 12/31/2011	$9.71	$8.96	75,603,365
01/01/2012 to 12/31/2012	$8.96	$9.95	89,282,138
01/01/2013 to 12/31/2013	$9.95	$11.45	87,210,945
AST QMA Emerging Markets Equity Portfolio
02/25/2013* to 12/31/2013	$10.00	$9.60	20,413
AST QMA Large-Cap Portfolio
04/29/2013* to 12/31/2013	$10.00	$11.68	5,665
AST QMA US Equity Alpha Portfolio
01/01/2004 to 12/31/2004	$10.23	$11.07	6,845,369
01/01/2005 to 12/31/2005	$11.07	$11.27	6,774,077
01/01/2006 to 12/31/2006	$11.27	$12.48	6,255,253
01/01/2007 to 12/31/2007	$12.48	$12.53	5,371,782
01/01/2008 to 12/31/2008	$12.53	$7.55	2,747,511
01/01/2009 to 12/31/2009	$7.55	$9.05	3,372,332
01/01/2010 to 12/31/2010	$9.05	$10.24	3,360,531
01/01/2011 to 12/31/2011	$10.24	$10.42	3,055,694
01/01/2012 to 12/31/2012	$10.42	$12.17	3,262,831
01/01/2013 to 12/31/2013	$12.17	$15.85	2,976,003
AST Quantitative Modeling Portfolio
05/02/2011* to 12/31/2011	$10.00	$8.90	201,672
01/01/2012 to 12/31/2012	$8.90	$9.90	384,520
01/01/2013 to 12/31/2013	$9.90	$11.92	2,227,707
AST RCM World Trends Portfolio formerly, AST CLS Moderate Asset Allocation Portfolio
11/19/2007* to 12/31/2007	$10.00	$10.04	74,936
01/01/2008 to 12/31/2008	$10.04	$7.15	5,507,286
01/01/2009 to 12/31/2009	$7.15	$8.68	39,406,298
01/01/2010 to 12/31/2010	$8.68	$9.55	54,818,248
01/01/2011 to 12/31/2011	$9.55	$9.23	46,132,040
01/01/2012 to 12/31/2012	$9.23	$10.01	48,879,191
01/01/2013 to 12/31/2013	$10.01	$11.07	45,150,001
AST Schroders Global Tactical Portfolio
11/19/2007* to 12/31/2007	$10.00	$11.51	120,901
01/01/2008 to 12/31/2008	$11.51	$7.33	2,184,002
01/01/2009 to 12/31/2009	$7.33	$9.15	23,955,044
01/01/2010 to 12/31/2010	$9.15	$10.29	36,192,438
01/01/2011 to 12/31/2011	$10.29	$9.88	25,866,646
01/01/2012 to 12/31/2012	$9.88	$11.26	34,127,062
01/01/2013 to 12/31/2013	$11.26	$13.07	39,171,659

A-59

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Schroders Multi-Asset World Strategies Portfolio
01/01/2004 to 12/31/2004	$10.69	$11.46	2,335,598
01/01/2005 to 12/31/2005	$11.46	$11.79	2,294,529
01/01/2006 to 12/31/2006	$11.79	$12.72	2,165,859
01/01/2007 to 12/31/2007	$12.72	$13.62	2,277,264
01/01/2008 to 12/31/2008	$13.62	$9.35	3,074,479
01/01/2009 to 12/31/2009	$9.35	$11.72	33,399,889
01/01/2010 to 12/31/2010	$11.72	$12.89	55,550,099
01/01/2011 to 12/31/2011	$12.89	$12.25	42,779,977
01/01/2012 to 12/31/2012	$12.25	$13.39	45,395,568
01/01/2013 to 12/31/2013	$13.39	$15.06	41,756,708
AST Small-Cap Growth Portfolio
01/01/2004 to 12/31/2004	$9.89	$9.05	2,242,129
01/01/2005 to 12/31/2005	$9.05	$9.04	2,134,731
01/01/2006 to 12/31/2006	$9.04	$10.01	1,867,490
01/01/2007 to 12/31/2007	$10.01	$10.55	1,740,242
01/01/2008 to 12/31/2008	$10.55	$6.74	1,375,635
01/01/2009 to 12/31/2009	$6.74	$8.88	2,524,147
01/01/2010 to 12/31/2010	$8.88	$11.91	4,648,452
01/01/2011 to 12/31/2011	$11.91	$11.60	3,213,655
01/01/2012 to 12/31/2012	$11.60	$12.80	3,096,260
01/01/2013 to 12/31/2013	$12.80	$17.01	4,073,887
AST Small-Cap Value Portfolio
01/01/2004 to 12/31/2004	$12.42	$14.22	10,785,030
01/01/2005 to 12/31/2005	$14.22	$14.91	11,285,282
01/01/2006 to 12/31/2006	$14.91	$17.61	9,098,178
01/01/2007 to 12/31/2007	$17.61	$16.34	8,130,632
01/01/2008 to 12/31/2008	$16.34	$11.30	6,242,966
01/01/2009 to 12/31/2009	$11.30	$14.11	6,242,625
01/01/2010 to 12/31/2010	$14.11	$17.49	6,195,308
01/01/2011 to 12/31/2011	$17.49	$16.17	5,166,090
01/01/2012 to 12/31/2012	$16.17	$18.79	3,913,693
01/01/2013 to 12/31/2013	$18.79	$25.39	3,418,708
AST T. Rowe Price Asset Allocation Portfolio
01/01/2004 to 12/31/2004	$11.09	$12.13	3,551,315
01/01/2005 to 12/31/2005	$12.13	$12.49	4,192,627
01/01/2006 to 12/31/2006	$12.49	$13.82	4,776,442
01/01/2007 to 12/31/2007	$13.82	$14.45	6,387,795
01/01/2008 to 12/31/2008	$14.45	$10.52	10,697,390
01/01/2009 to 12/31/2009	$10.52	$12.85	40,732,836
01/01/2010 to 12/31/2010	$12.85	$14.09	53,827,291
01/01/2011 to 12/31/2011	$14.09	$14.13	46,623,273
01/01/2012 to 12/31/2012	$14.13	$15.78	53,661,984
01/01/2013 to 12/31/2013	$15.78	$18.13	56,537,325

A-60

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST T. Rowe Price Equity Income Portfolio
01/01/2004 to 12/31/2004	$11.06	$12.39	4,643,022
01/01/2005 to 12/31/2005	$12.39	$12.86	4,311,857
01/01/2006 to 12/31/2006	$12.86	$15.34	5,318,094
01/01/2007 to 12/31/2007	$15.34	$14.55	4,469,636
01/01/2008 to 12/31/2008	$14.55	$8.32	2,874,755
01/01/2009 to 12/31/2009	$8.32	$10.13	3,572,238
01/01/2010 to 12/31/2010	$10.13	$11.28	4,182,015
01/01/2011 to 12/31/2011	$11.28	$10.91	3,313,597
01/01/2012 to 12/31/2012	$10.91	$12.58	4,588,707
01/01/2013 to 12/31/2013	$12.58	$16.05	5,133,443
AST T. Rowe Price Large-Cap Growth Portfolio
01/01/2004 to 12/31/2004	$9.08	$9.44	2,378,881
01/01/2005 to 12/31/2005	$9.44	$10.81	3,925,742
01/01/2006 to 12/31/2006	$10.81	$11.23	4,132,529
01/01/2007 to 12/31/2007	$11.23	$11.96	5,137,246
01/01/2008 to 12/31/2008	$11.96	$6.99	4,437,756
01/01/2009 to 12/31/2009	$6.99	$10.54	10,159,519
01/01/2010 to 12/31/2010	$10.54	$12.01	12,250,636
01/01/2011 to 12/31/2011	$12.01	$11.61	9,294,364
01/01/2012 to 12/31/2012	$11.61	$13.43	10,725,477
01/01/2013 to 12/31/2013	$13.43	$19.02	11,809,685
AST T. Rowe Price Natural Resources Portfolio
01/01/2004 to 12/31/2004	$12.59	$16.25	2,040,188
01/01/2005 to 12/31/2005	$16.25	$21.00	3,677,613
01/01/2006 to 12/31/2006	$21.00	$23.93	2,942,718
01/01/2007 to 12/31/2007	$23.93	$33.07	3,950,105
01/01/2008 to 12/31/2008	$33.07	$16.27	2,088,027
01/01/2009 to 12/31/2009	$16.27	$23.89	4,621,252
01/01/2010 to 12/31/2010	$23.89	$28.31	5,827,673
01/01/2011 to 12/31/2011	$28.31	$23.69	4,562,770
01/01/2012 to 12/31/2012	$23.69	$24.14	4,495,210
01/01/2013 to 12/31/2013	$24.14	$27.39	3,688,022
AST Templeton Global Bond Portfolio formerly, AST T. Rowe Price Global Bond Portfolio
01/01/2004 to 12/31/2004	$12.59	$13.45	4,717,822
01/01/2005 to 12/31/2005	$13.45	$12.64	6,261,824
01/01/2006 to 12/31/2006	$12.64	$13.21	6,093,700
01/01/2007 to 12/31/2007	$13.21	$14.24	6,452,566
01/01/2008 to 12/31/2008	$14.24	$13.67	4,228,137
01/01/2009 to 12/31/2009	$13.67	$15.07	6,337,072
01/01/2010 to 12/31/2010	$15.07	$15.67	7,114,847
01/01/2011 to 12/31/2011	$15.67	$16.05	6,639,260
01/01/2012 to 12/31/2012	$16.05	$16.61	5,533,305
01/01/2013 to 12/31/2013	$16.61	$15.72	4,600,108

A-61

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Wellington Management Hedged Equity Portfolio
12/05/2005* to 12/31/2005	$10.00	$10.00	649,828
01/01/2006 to 12/31/2006	$10.00	$11.38	5,212,589
01/01/2007 to 12/31/2007	$11.38	$12.26	8,022,912
01/01/2008 to 12/31/2008	$12.26	$6.95	5,663,091
01/01/2009 to 12/31/2009	$6.95	$8.78	9,942,981
01/01/2010 to 12/31/2010	$8.78	$9.90	10,821,793
01/01/2011 to 12/31/2011	$9.90	$9.40	9,943,871
01/01/2012 to 12/31/2012	$9.40	$10.26	11,856,015
01/01/2013 to 12/31/2013	$10.26	$12.16	18,749,421
AST Western Asset Core Plus Bond Portfolio
11/19/2007* to 12/31/2007	$10.00	$9.98	213,630
01/01/2008 to 12/31/2008	$9.98	$9.30	4,064,760
01/01/2009 to 12/31/2009	$9.30	$10.21	12,750,275
01/01/2010 to 12/31/2010	$10.21	$10.83	17,651,916
01/01/2011 to 12/31/2011	$10.83	$11.29	18,170,336
01/01/2012 to 12/31/2012	$11.29	$11.98	18,416,796
01/01/2013 to 12/31/2013	$11.98	$11.60	17,928,589
AST Western Asset Emerging Markets Debt Portfolio
08/20/2012* to 12/31/2012	$10.00	$10.39	105,388
01/01/2013 to 12/31/2013	$10.39	$9.38	38,455
Evergreen VA Growth Fund
04/15/2005* to 12/31/2005	$9.82	$11.44	606,613
01/01/2006 to 12/31/2006	$11.44	$12.49	553,827
01/01/2007 to 12/31/2007	$12.49	$13.64	604,401
01/01/2008 to 12/31/2008	$13.64	$7.90	346,210
01/01/2009 to 12/31/2009	$7.90	$10.86	554,304
01/01/2010 to 07/16/2010	$10.86	$10.63	0
Evergreen VA International Equity Fund
01/01/2004 to 12/31/2004	$11.65	$13.66	414,631
01/01/2005 to 12/31/2005	$13.66	$15.59	689,816
01/01/2006 to 12/31/2006	$15.59	$18.88	1,081,552
01/01/2007 to 12/31/2007	$18.88	$21.35	1,401,663
01/01/2008 to 12/31/2008	$21.35	$12.29	984,931
01/01/2009 to 12/31/2009	$12.29	$14.01	668,798
01/01/2010 to 07/16/2010	$14.01	$13.31	0
Evergreen VA Omega Fund
01/01/2004 to 12/31/2004	$10.71	$11.29	570,123
01/01/2005 to 12/31/2005	$11.29	$11.53	281,775
01/01/2006 to 12/31/2006	$11.53	$12.03	241,307
01/01/2007 to 12/31/2007	$12.03	$13.24	249,298
01/01/2008 to 12/31/2008	$13.24	$9.48	271,517
01/01/2009 to 12/31/2009	$9.48	$13.42	749,780
01/01/2010 to 07/16/2010	$13.42	$12.54	0

A-62

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
First Trust Target Focus Four Portfolio
01/01/2004 to 12/31/2004	$9.16	$10.03	91,924
01/01/2005 to 12/31/2005	$10.03	$9.92	87,726
01/01/2006 to 12/31/2006	$9.92	$10.15	100,227
01/01/2007 to 12/31/2007	$10.15	$10.55	106,856
01/01/2008 to 12/31/2008	$10.55	$5.83	190,718
01/01/2009 to 12/31/2009	$5.83	$7.38	331,489
01/01/2010 to 12/31/2010	$7.38	$8.64	309,321
01/01/2011 to 12/31/2011	$8.64	$7.57	380,808
01/01/2012 to 12/31/2012	$7.57	$8.48	218,904
01/01/2013 to 12/31/2013	$8.48	$10.93	125,986
Franklin Templeton VIP Founding Funds Allocation Fund
05/01/2008* to 12/31/2008	$10.08	$6.64	5,636,967
01/01/2009 to 12/31/2009	$6.64	$8.50	51,503,013
01/01/2010 to 12/31/2010	$8.50	$9.21	75,249,224
01/01/2011 to 12/31/2011	$9.21	$8.91	53,326,792
01/01/2012 to 09/21/2012	$8.91	$9.98	0
Global Dividend Target 15 Portfolio
01/01/2004 to 12/31/2004	—	$11.85	311,233
01/01/2005 to 12/31/2005	$11.85	$12.84	590,605
01/01/2006 to 12/31/2006	$12.84	$17.48	1,507,757
01/01/2007 to 12/31/2007	$17.48	$19.49	2,078,809
01/01/2008 to 12/31/2008	$19.49	$10.97	1,122,006
01/01/2009 to 12/31/2009	$10.97	$15.21	835,629
01/01/2010 to 12/31/2010	$15.21	$16.42	651,544
01/01/2011 to 12/31/2011	$16.42	$14.94	542,156
01/01/2012 to 12/31/2012	$14.94	$18.42	521,128
01/01/2013 to 12/31/2013	$18.42	$20.71	381,588
Invesco V.I. Capital Development Fund – Series I
04/29/2011* to 12/31/2011	$10.03	$8.17	387,650
01/01/2012 to 04/27/2012	$8.17	$9.26	0
Invesco V.I. Diversified Dividend Fund – Series I
04/29/2011* to 12/31/2011	$9.99	$9.12	385,638
01/01/2012 to 12/31/2012	$9.12	$10.65	500,266
01/01/2013 to 12/31/2013	$10.65	$13.73	615,161
Invesco V.I. Dynamics Fund – Series I
01/01/2004 to 12/31/2004	$9.61	$10.72	668,032
01/01/2005 to 12/31/2005	$10.72	$11.67	602,063
01/01/2006 to 12/31/2006	$11.67	$13.33	605,730
01/01/2007 to 12/31/2007	$13.33	$14.70	631,476
01/01/2008 to 12/31/2008	$14.70	$7.51	384,426
01/01/2009 to 12/31/2009	$7.51	$10.52	430,777
01/01/2010 to 12/31/2010	$10.52	$12.81	390,143
01/01/2011 to 04/29/2011	$12.81	$14.27	0
Invesco V.I. Financial Services Fund – Series I
01/01/2004 to 12/31/2004	$11.17	$11.94	585,185
01/01/2005 to 12/31/2005	$11.94	$12.43	1,042,992
01/01/2006 to 12/31/2006	$12.43	$14.24	778,674
01/01/2007 to 12/31/2007	$14.24	$10.89	465,175
01/01/2008 to 12/31/2008	$10.89	$4.34	540,897
01/01/2009 to 12/31/2009	$4.34	$5.44	779,148
01/01/2010 to 12/31/2010	$5.44	$5.91	872,026
01/01/2011 to 04/29/2011	$5.91	$6.23	0

A-63

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
Invesco V.I. Global Health Care Fund – Series I
01/01/2004 to 12/31/2004	$10.05	$10.64	937,586
01/01/2005 to 12/31/2005	$10.64	$11.31	1,131,376
01/01/2006 to 12/31/2006	$11.31	$11.71	1,250,782
01/01/2007 to 12/31/2007	$11.71	$12.88	1,163,277
01/01/2008 to 12/31/2008	$12.88	$9.04	849,932
01/01/2009 to 12/31/2009	$9.04	$11.35	1,181,689
01/01/2010 to 12/31/2010	$11.35	$11.76	545,135
01/01/2011 to 12/31/2011	$11.76	$12.02	524,638
01/01/2012 to 12/31/2012	$12.02	$14.29	462,518
01/01/2013 to 12/31/2013	$14.29	$19.76	464,049
Invesco V.I. Mid Cap Growth Portfolio, Series I formerly, Invesco Van Kampen V.I. Mid Cap Growth Fund – Series I
04/27/2012* to 12/31/2012	$10.05	$9.77	229,829
01/01/2013 to 12/31/2013	$9.77	$13.16	522,396
Invesco V.I. Technology Fund – Series I
01/01/2004 to 12/31/2004	$7.87	$8.09	512,424
01/01/2005 to 12/31/2005	$8.09	$8.13	453,392
01/01/2006 to 12/31/2006	$8.13	$8.84	513,442
01/01/2007 to 12/31/2007	$8.84	$9.36	630,739
01/01/2008 to 12/31/2008	$9.36	$5.11	453,772
01/01/2009 to 12/31/2009	$5.11	$7.91	970,438
01/01/2010 to 12/31/2010	$7.91	$9.44	1,132,899
01/01/2011 to 12/31/2011	$9.44	$8.81	530,679
01/01/2012 to 12/31/2012	$8.81	$9.64	353,005
01/01/2013 to 12/31/2013	$9.64	$11.87	292,049
NASDAQ Target 15 Portfolio
01/01/2004 to 12/31/2004	—	$10.66	82,809
01/01/2005 to 12/31/2005	$10.66	$10.83	134,177
01/01/2006 to 12/31/2006	$10.83	$11.60	199,508
01/01/2007 to 12/31/2007	$11.60	$13.88	403,709
01/01/2008 to 12/31/2008	$13.88	$6.71	199,304
01/01/2009 to 12/31/2009	$6.71	$7.71	140,231
01/01/2010 to 12/31/2010	$7.71	$9.89	511,072
01/01/2011 to 12/31/2011	$9.89	$9.85	211,183
01/01/2012 to 12/31/2012	$9.85	$10.95	144,674
01/01/2013 to 12/31/2013	$10.95	$16.02	172,418
NVIT Developing Markets Fund
01/01/2004 to 12/31/2004	$13.60	$16.02	2,103,950
01/01/2005 to 12/31/2005	$16.02	$20.72	3,395,891
01/01/2006 to 12/31/2006	$20.72	$27.43	2,835,328
01/01/2007 to 12/31/2007	$27.43	$38.71	3,344,620
01/01/2008 to 12/31/2008	$38.71	$16.04	1,630,334
01/01/2009 to 12/31/2009	$16.04	$25.59	2,133,897
01/01/2010 to 12/31/2010	$25.59	$29.23	1,632,797
01/01/2011 to 12/31/2011	$29.23	$22.31	1,023,231
01/01/2012 to 12/31/2012	$22.31	$25.62	797,727
01/01/2013 to 12/31/2013	$25.62	$25.21	589,332

A-64

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
Prudential SP International Growth Portfolio
01/01/2004 to 12/31/2004	—	$10.53	269,671
01/01/2005 to 12/31/2005	$10.53	$12.05	672,243
01/01/2006 to 12/31/2006	$12.05	$14.35	742,865
01/01/2007 to 12/31/2007	$14.35	$16.87	828,104
01/01/2008 to 12/31/2008	$16.87	$8.25	357,600
01/01/2009 to 12/31/2009	$8.25	$11.12	408,047
01/01/2010 to 12/31/2010	$11.12	$12.47	346,910
01/01/2011 to 12/31/2011	$12.47	$10.44	327,254
01/01/2012 to 12/31/2012	$10.44	$12.56	230,539
01/01/2013 to 12/31/2013	$12.56	$14.69	101,416
S&P Target 24 Portfolio
01/01/2004 to 12/31/2004	—	$10.75	173,851
01/01/2005 to 12/31/2005	$10.75	$11.01	304,840
01/01/2006 to 12/31/2006	$11.01	$11.14	290,152
01/01/2007 to 12/31/2007	$11.14	$11.42	274,858
01/01/2008 to 12/31/2008	$11.42	$8.09	259,188
01/01/2009 to 12/31/2009	$8.09	$9.05	240,776
01/01/2010 to 12/31/2010	$9.05	$10.62	226,552
01/01/2011 to 12/31/2011	$10.62	$11.34	243,395
01/01/2012 to 12/31/2012	$11.34	$12.21	149,031
01/01/2013 to 12/31/2013	$12.21	$17.07	202,561
Target Managed VIP Portfolio
01/01/2004 to 12/31/2004	—	$11.32	1,777,316
01/01/2005 to 12/31/2005	$11.32	$11.94	2,420,874
01/01/2006 to 12/31/2006	$11.94	$13.10	2,772,210
01/01/2007 to 12/31/2007	$13.10	$14.10	2,203,754
01/01/2008 to 12/31/2008	$14.10	$7.65	1,345,285
01/01/2009 to 12/31/2009	$7.65	$8.51	861,853
01/01/2010 to 12/31/2010	$8.51	$9.96	654,754
01/01/2011 to 12/31/2011	$9.96	$9.64	581,345
01/01/2012 to 12/31/2012	$9.64	$10.71	565,987
01/01/2013 to 12/31/2013	$10.71	$14.30	532,138
The DOW DART 10 Portfolio
01/01/2004 to 12/31/2004	—	$10.48	155,695
01/01/2005 to 12/31/2005	$10.48	$9.98	194,864
01/01/2006 to 12/31/2006	$9.98	$12.32	481,064
01/01/2007 to 12/31/2007	$12.32	$12.20	235,030
01/01/2008 to 12/31/2008	$12.20	$8.58	249,670
01/01/2009 to 12/31/2009	$8.58	$9.61	136,907
01/01/2010 to 12/31/2010	$9.61	$11.04	221,649
01/01/2011 to 12/31/2011	$11.04	$11.69	189,624
01/01/2012 to 12/31/2012	$11.69	$12.73	184,517
01/01/2013 to 12/31/2013	$12.73	$16.39	166,823
The DOW Target Dividend Portfolio
05/02/2005* to 12/31/2005	$10.00	$9.76	1,240,525
01/01/2006 to 12/31/2006	$9.76	$11.34	2,310,768
01/01/2007 to 12/31/2007	$11.34	$11.28	2,000,024
01/01/2008 to 12/31/2008	$11.28	$6.59	1,374,063
01/01/2009 to 12/31/2009	$6.59	$7.40	996,116
01/01/2010 to 12/31/2010	$7.40	$8.48	902,956
01/01/2011 to 12/31/2011	$8.48	$8.84	1,077,472
01/01/2012 to 12/31/2012	$8.84	$9.18	630,897
01/01/2013 to 12/31/2013	$9.18	$11.57	561,037

A-65

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
Value Line Target 25 Portfolio
01/01/2004 to 12/31/2004	—	$12.59	389,792
01/01/2005 to 12/31/2005	$12.59	$14.82	1,068,337
01/01/2006 to 12/31/2006	$14.82	$15.00	1,119,827
01/01/2007 to 12/31/2007	$15.00	$17.43	1,173,103
01/01/2008 to 12/31/2008	$17.43	$7.74	1,027,401
01/01/2009 to 12/31/2009	$7.74	$8.16	663,617
01/01/2010 to 12/31/2010	$8.16	$10.47	604,695
01/01/2011 to 12/31/2011	$10.47	$7.75	467,540
01/01/2012 to 12/31/2012	$7.75	$9.25	312,129
01/01/2013 to 12/31/2013	$9.25	$11.96	253,593
Wells Fargo Advantage VT Equity Income
01/01/2004 to 12/31/2004	$10.23	$11.18	590,808
01/01/2005 to 12/31/2005	$11.18	$11.59	534,648
01/01/2006 to 12/31/2006	$11.59	$13.51	582,613
01/01/2007 to 12/31/2007	$13.51	$13.66	497,287
01/01/2008 to 12/31/2008	$13.66	$8.53	312,113
01/01/2009 to 12/31/2009	$8.53	$9.81	287,896
01/01/2010 to 07/16/2010	$9.81	$9.43	0
Wells Fargo Advantage VT International Equity Portfolio Share Class 1
07/16/2010* to 12/31/2010	$13.33	$16.11	637,587
01/01/2011 to 12/31/2011	$16.11	$13.82	523,908
01/01/2012 to 12/31/2012	$13.82	$15.45	401,945
01/01/2013 to 12/31/2013	$15.45	$18.23	283,907
Wells Fargo Advantage VT Intrinsic Value Portfolio Share Class 2
07/16/2010* to 12/31/2010	$9.43	$10.98	306,415
01/01/2011 to 12/31/2011	$10.98	$10.57	290,158
01/01/2012 to 12/31/2012	$10.57	$12.42	233,447
01/01/2013 to 12/31/2013	$12.42	$15.91	251,990
Wells Fargo Advantage VT Omega Growth Portfolio Share Class 1
07/16/2010* to 12/31/2010	$12.54	$15.82	385,986
01/01/2011 to 12/31/2011	$15.82	$14.72	411,256
01/01/2012 to 12/31/2012	$14.72	$17.48	413,544
01/01/2013 to 12/31/2013	$17.48	$24.11	306,342
Wells Fargo Advantage VT Small Cap Growth Portfolio Share Class 1
07/16/2010* to 12/31/2010	$9.59	$12.25	617,813
01/01/2011 to 12/31/2011	$12.25	$11.52	383,450
01/01/2012 to 12/31/2012	$11.52	$12.25	264,060
01/01/2013 to 12/31/2013	$12.25	$18.14	293,944

*	Denotes the start date of these sub-accounts

A-66

ASL II

Prudential Annuities Life Assurance Corporation

Prospectus

ACCUMULATION UNIT VALUES: With HD GRO 60 bps and Combo 5%/HAV 80 bps OR GRO Plus 2008 60 bps and Combo 5%/HAV 80 bps (3.05%)

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Academic Strategies Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$10.02	$12.13	20,597
01/01/2010 to 12/31/2010	$12.13	$13.17	65,536
01/01/2011 to 12/31/2011	$13.17	$12.43	29,622
01/01/2012 to 12/31/2012	$12.43	$13.57	36,253
01/01/2013 to 12/31/2013	$13.57	$14.46	11,985
AST Advanced Strategies Portfolio
05/01/2009 to 12/31/2009	$10.04	$12.33	33,933
01/01/2010 to 12/31/2010	$12.33	$13.59	52,061
01/01/2011 to 12/31/2011	$13.59	$13.19	26,435
01/01/2012 to 12/31/2012	$13.19	$14.54	36,464
01/01/2013 to 12/31/2013	$14.54	$16.43	19,293
AST American Century Income & Growth Portfolio
05/01/2009 to 12/31/2009	$10.08	$12.38	11,520
01/01/2010 to 12/31/2010	$12.38	$13.66	10,502
01/01/2011 to 12/31/2011	$13.66	$13.72	7,324
01/01/2012 to 05/04/2012	$13.72	$14.83	0
AST Balanced Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$10.02	$11.96	104,004
01/01/2010 to 12/31/2010	$11.96	$13.02	131,786
01/01/2011 to 12/31/2011	$13.02	$12.47	52,667
01/01/2012 to 12/31/2012	$12.47	$13.60	56,424
01/01/2013 to 12/31/2013	$13.60	$15.51	26,419
AST BlackRock Global Strategies Portfolio
05/02/2011* to 12/31/2011	$10.00	$9.08	0
01/01/2012 to 12/31/2012	$9.08	$9.85	0
01/01/2013 to 12/31/2013	$9.85	$10.58	3,133
AST BlackRock iShares ETF Portfolio
04/29/2013* to 12/31/2013	$10.00	$10.40	1,087
AST Bond Portfolio 2015
05/01/2009 to 12/31/2009	$9.96	$9.92	0
01/01/2010 to 12/31/2010	$9.92	$10.52	0
01/01/2011 to 12/31/2011	$10.52	$10.85	0
01/01/2012 to 12/31/2012	$10.85	$10.84	0
01/01/2013 to 12/31/2013	$10.84	$10.48	0
AST Bond Portfolio 2016
05/01/2009 to 12/31/2009	$9.94	$9.54	10,856
01/01/2010 to 12/31/2010	$9.54	$10.23	53,548
01/01/2011 to 12/31/2011	$10.23	$10.88	99,457
01/01/2012 to 12/31/2012	$10.88	$10.98	49,369
01/01/2013 to 12/31/2013	$10.98	$10.58	31,441
AST Bond Portfolio 2017
01/04/2010* to 12/31/2010	$10.00	$10.63	78,013
01/01/2011 to 12/31/2011	$10.63	$11.48	166,186
01/01/2012 to 12/31/2012	$11.48	$11.70	128,946
01/01/2013 to 12/31/2013	$11.70	$11.11	97,521

A-67

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Bond Portfolio 2018
05/01/2009 to 12/31/2009	$9.92	$9.61	0
01/01/2010 to 12/31/2010	$9.61	$10.36	0
01/01/2011 to 12/31/2011	$10.36	$11.41	300,079
01/01/2012 to 12/31/2012	$11.41	$11.69	203,929
01/01/2013 to 12/31/2013	$11.69	$10.98	124,021
AST Bond Portfolio 2019
05/01/2009 to 12/31/2009	$9.91	$9.51	0
01/01/2010 to 12/31/2010	$9.51	$10.27	0
01/01/2011 to 12/31/2011	$10.27	$11.55	0
01/01/2012 to 12/31/2012	$11.55	$11.85	57,097
01/01/2013 to 12/31/2013	$11.85	$10.93	75,887
AST Bond Portfolio 2020
05/01/2009 to 12/31/2009	$9.88	$9.19	0
01/01/2010 to 12/31/2010	$9.19	$9.96	67,081
01/01/2011 to 12/31/2011	$9.96	$11.46	5,989
01/01/2012 to 12/31/2012	$11.46	$11.82	3,224
01/01/2013 to 12/31/2013	$11.82	$10.71	100,166
AST Bond Portfolio 2021
01/04/2010* to 12/31/2010	$10.00	$10.87	55,827
01/01/2011 to 12/31/2011	$10.87	$12.68	479,189
01/01/2012 to 12/31/2012	$12.68	$13.12	250,845
01/01/2013 to 12/31/2013	$13.12	$11.83	78,873
AST Bond Portfolio 2022
01/03/2011* to 12/31/2011	$10.00	$11.87	148,179
01/01/2012 to 12/31/2012	$11.87	$12.18	231,919
01/01/2013 to 12/31/2013	$12.18	$10.66	25,469
AST Bond Portfolio 2023
01/03/2012* to 12/31/2012	$10.00	$10.27	77,251
01/01/2013 to 12/31/2013	$10.27	$8.94	685,322
AST Bond Portfolio 2024
01/02/2013* to 12/31/2013	$10.00	$8.64	347,529
AST Capital Growth Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$10.04	$12.23	88,371
01/01/2010 to 12/31/2010	$12.23	$13.44	112,968
01/01/2011 to 12/31/2011	$13.44	$12.71	48,818
01/01/2012 to 12/31/2012	$12.71	$14.02	64,061
01/01/2013 to 12/31/2013	$14.02	$16.67	34,911
AST ClearBridge Dividend Growth Portfolio formerly, AST Clearbridge Dividend Growth Portfolio
02/25/2013* to 12/31/2013	$10.00	$11.52	0
AST Cohen & Steers Realty Portfolio
05/01/2009 to 12/31/2009	$9.61	$14.41	3,009
01/01/2010 to 12/31/2010	$14.41	$17.98	2,762
01/01/2011 to 12/31/2011	$17.98	$18.59	1,055
01/01/2012 to 12/31/2012	$18.59	$20.78	1,973
01/01/2013 to 12/31/2013	$20.78	$20.78	973
AST Defensive Asset Allocation Portfolio
04/29/2013* to 12/31/2013	$10.00	$9.60	0

A-68

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Federated Aggressive Growth Portfolio
05/01/2009 to 12/31/2009	$9.98	$12.90	3,606
01/01/2010 to 12/31/2010	$12.90	$16.57	4,862
01/01/2011 to 12/31/2011	$16.57	$13.96	5,255
01/01/2012 to 12/31/2012	$13.96	$16.25	5,823
01/01/2013 to 12/31/2013	$16.25	$22.19	4,781
AST FI Pyramis® Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$10.03	$11.89	9,882
01/01/2010 to 12/31/2010	$11.89	$13.06	11,383
01/01/2011 to 12/31/2011	$13.06	$12.35	6,047
01/01/2012 to 12/31/2012	$12.35	$13.61	6,502
01/01/2013 to 12/31/2013	$13.61	$15.73	1,090
AST First Trust Balanced Target Portfolio
05/01/2009 to 12/31/2009	$10.01	$12.21	40,030
01/01/2010 to 12/31/2010	$12.21	$13.54	69,693
01/01/2011 to 12/31/2011	$13.54	$12.93	27,636
01/01/2012 to 12/31/2012	$12.93	$13.87	29,060
01/01/2013 to 12/31/2013	$13.87	$15.43	12,216
AST Franklin Templeton Founding Funds Allocation Portfolio
04/30/2012* to 12/31/2012	$10.00	$10.64	85,979
01/01/2013 to 12/31/2013	$10.64	$12.85	61,658
AST Franklin Templeton Founding Funds Plus Portfolio
04/29/2013* to 12/31/2013	$10.00	$10.71	0
AST Global Real Estate Portfolio
05/01/2009 to 12/31/2009	$9.86	$13.84	5,212
01/01/2010 to 12/31/2010	$13.84	$16.13	5,671
01/01/2011 to 12/31/2011	$16.13	$14.85	2,697
01/01/2012 to 12/31/2012	$14.85	$18.26	2,502
01/01/2013 to 12/31/2013	$18.26	$18.47	757
AST Goldman Sachs Concentrated Growth Portfolio
05/01/2009 to 12/31/2009	$10.05	$12.75	5,300
01/01/2010 to 12/31/2010	$12.75	$13.64	5,682
01/01/2011 to 12/31/2011	$13.64	$12.70	564
01/01/2012 to 12/31/2012	$12.70	$14.74	1,000
01/01/2013 to 12/31/2013	$14.74	$18.54	549
AST Goldman Sachs Large-Cap Value Portfolio
05/01/2009 to 12/31/2009	$10.12	$12.12	5,259
01/01/2010 to 12/31/2010	$12.12	$13.27	4,461
01/01/2011 to 12/31/2011	$13.27	$12.15	2,054
01/01/2012 to 12/31/2012	$12.15	$14.10	2,577
01/01/2013 to 12/31/2013	$14.10	$18.25	2,072
AST Goldman Sachs Mid-Cap Growth Portfolio
05/01/2009 to 12/31/2009	$10.06	$13.39	10,087
01/01/2010 to 12/31/2010	$13.39	$15.56	11,918
01/01/2011 to 12/31/2011	$15.56	$14.64	5,719
01/01/2012 to 12/31/2012	$14.64	$16.97	5,361
01/01/2013 to 12/31/2013	$16.97	$21.75	3,788
AST Goldman Sachs Multi-Asset Portfolio formerly, AST Horizon Moderate Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$10.02	$11.78	8,173
01/01/2010 to 12/31/2010	$11.78	$12.74	48,976
01/01/2011 to 12/31/2011	$12.74	$12.29	29,103
01/01/2012 to 12/31/2012	$12.29	$13.13	27,510
01/01/2013 to 12/31/2013	$13.13	$13.98	3,763

A-69

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Goldman Sachs Small-Cap Value Portfolio
05/01/2009 to 12/31/2009	$9.95	$12.67	11,393
01/01/2010 to 12/31/2010	$12.67	$15.58	11,365
01/01/2011 to 12/31/2011	$15.58	$15.30	2,764
01/01/2012 to 12/31/2012	$15.30	$17.16	5,135
01/01/2013 to 12/31/2013	$17.16	$23.09	1,883
AST Herndon Large-Cap Value Portfolio formerly, AST BlackRock Value Portfolio
05/01/2009 to 12/31/2009	$10.10	$12.67	3,083
01/01/2010 to 12/31/2010	$12.67	$13.81	2,749
01/01/2011 to 12/31/2011	$13.81	$13.33	1,157
01/01/2012 to 12/31/2012	$13.33	$14.65	912
01/01/2013 to 12/31/2013	$14.65	$19.12	533
AST High Yield Portfolio
05/01/2009 to 12/31/2009	$10.02	$12.43	5,092
01/01/2010 to 12/31/2010	$12.43	$13.68	10,081
01/01/2011 to 12/31/2011	$13.68	$13.68	2,509
01/01/2012 to 12/31/2012	$13.68	$15.11	5,003
01/01/2013 to 12/31/2013	$15.11	$15.70	4,092
AST International Growth Portfolio
05/01/2009 to 12/31/2009	$10.14	$13.18	2,490
01/01/2010 to 12/31/2010	$13.18	$14.63	11,291
01/01/2011 to 12/31/2011	$14.63	$12.35	3,255
01/01/2012 to 12/31/2012	$12.35	$14.42	4,810
01/01/2013 to 12/31/2013	$14.42	$16.64	2,931
AST International Value Portfolio
05/01/2009 to 12/31/2009	$10.12	$13.01	2,413
01/01/2010 to 12/31/2010	$13.01	$14.02	2,501
01/01/2011 to 12/31/2011	$14.02	$11.88	1,271
01/01/2012 to 12/31/2012	$11.88	$13.44	1,073
01/01/2013 to 12/31/2013	$13.44	$15.57	345
AST J.P. Morgan Global Thematic Portfolio
05/01/2009 to 12/31/2009	$10.04	$12.17	20,236
01/01/2010 to 12/31/2010	$12.17	$13.42	32,414
01/01/2011 to 12/31/2011	$13.42	$12.94	14,505
01/01/2012 to 12/31/2012	$12.94	$14.25	12,999
01/01/2013 to 12/31/2013	$14.25	$16.07	2,443
AST J.P. Morgan International Equity Portfolio formerly, AST JPMorgan International Equity Portfolio
05/01/2009 to 12/31/2009	$10.13	$13.50	6,659
01/01/2010 to 12/31/2010	$13.50	$14.02	15,984
01/01/2011 to 12/31/2011	$14.02	$12.35	3,646
01/01/2012 to 12/31/2012	$12.35	$14.60	4,897
01/01/2013 to 12/31/2013	$14.60	$16.33	2,837
AST J.P. Morgan Strategic Opportunities Portfolio
05/01/2009 to 12/31/2009	$10.08	$11.59	20,757
01/01/2010 to 12/31/2010	$11.59	$12.06	27,863
01/01/2011 to 12/31/2011	$12.06	$11.72	14,468
01/01/2012 to 12/31/2012	$11.72	$12.58	14,931
01/01/2013 to 12/31/2013	$12.58	$13.54	3,132

A-70

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Jennison Large-Cap Growth Portfolio
11/16/2009* to 12/31/2009	$10.08	$10.27	0
01/01/2010 to 12/31/2010	$10.27	$11.09	692
01/01/2011 to 12/31/2011	$11.09	$10.82	502
01/01/2012 to 12/31/2012	$10.82	$12.08	5,202
01/01/2013 to 12/31/2013	$12.08	$15.99	3,955
AST Jennison Large-Cap Value Portfolio
11/16/2009* to 12/31/2009	$10.14	$10.28	0
01/01/2010 to 12/31/2010	$10.28	$11.34	916
01/01/2011 to 12/31/2011	$11.34	$10.34	252
01/01/2012 to 12/31/2012	$10.34	$11.36	289
01/01/2013 to 12/31/2013	$11.36	$14.47	201
AST Large-Cap Value Portfolio
05/01/2009 to 12/31/2009	$10.06	$12.65	573
01/01/2010 to 12/31/2010	$12.65	$13.88	14,237
01/01/2011 to 12/31/2011	$13.88	$12.89	2,571
01/01/2012 to 12/31/2012	$12.89	$14.61	3,452
01/01/2013 to 12/31/2013	$14.61	$19.81	2,533
AST Loomis Sayles Large-Cap Growth Portfolio formerly, AST Marsico Capital Growth Portfolio
05/01/2009 to 12/31/2009	$10.01	$12.63	10,541
01/01/2010 to 12/31/2010	$12.63	$14.66	10,205
01/01/2011 to 12/31/2011	$14.66	$14.09	6,178
01/01/2012 to 12/31/2012	$14.09	$15.33	5,047
01/01/2013 to 12/31/2013	$15.33	$20.31	4,771
AST Lord Abbett Core Fixed Income Portfolio
05/01/2009 to 12/31/2009	$10.03	$12.00	1,494
01/01/2010 to 12/31/2010	$12.00	$13.20	5,460
01/01/2011 to 12/31/2011	$13.20	$14.10	3,371
01/01/2012 to 12/31/2012	$14.10	$14.48	3,340
01/01/2013 to 12/31/2013	$14.48	$13.76	550
AST MFS Global Equity Portfolio
05/01/2009 to 12/31/2009	$10.07	$13.28	9,929
01/01/2010 to 12/31/2010	$13.28	$14.42	7,763
01/01/2011 to 12/31/2011	$14.42	$13.54	3,117
01/01/2012 to 12/31/2012	$13.54	$16.16	6,301
01/01/2013 to 12/31/2013	$16.16	$20.00	2,669
AST MFS Growth Portfolio
05/01/2009 to 12/31/2009	$10.03	$12.07	12,013
01/01/2010 to 12/31/2010	$12.07	$13.20	19,094
01/01/2011 to 12/31/2011	$13.20	$12.72	5,650
01/01/2012 to 12/31/2012	$12.72	$14.44	12,520
01/01/2013 to 12/31/2013	$14.44	$19.14	7,446
AST MFS Large-Cap Value Portfolio
08/20/2012* to 12/31/2012	$10.00	$10.14	0
01/01/2013 to 12/31/2013	$10.14	$13.23	0
AST Mid-Cap Value Portfolio
05/01/2009 to 12/31/2009	$9.99	$13.14	12,399
01/01/2010 to 12/31/2010	$13.14	$15.75	8,558
01/01/2011 to 12/31/2011	$15.75	$14.74	4,926
01/01/2012 to 12/31/2012	$14.74	$16.92	5,226
01/01/2013 to 12/31/2013	$16.92	$21.73	2,453

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Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Money Market Portfolio
05/01/2009 to 12/31/2009	$10.00	$9.80	61,155
01/01/2010 to 12/31/2010	$9.80	$9.50	66,807
01/01/2011 to 12/31/2011	$9.50	$9.22	22,753
01/01/2012 to 12/31/2012	$9.22	$8.94	21,654
01/01/2013 to 12/31/2013	$8.94	$8.66	38,219
AST Neuberger Berman / LSV Mid-Cap Value Portfolio
05/01/2009 to 12/31/2009	$10.13	$13.62	1,324
01/01/2010 to 12/31/2010	$13.62	$16.31	2,199
01/01/2011 to 12/31/2011	$16.31	$15.42	751
01/01/2012 to 12/31/2012	$15.42	$17.51	4,345
01/01/2013 to 12/31/2013	$17.51	$24.10	3,593
AST Neuberger Berman Core Bond Portfolio
10/31/2011* to 12/31/2011	$10.03	$10.05	0
01/01/2012 to 12/31/2012	$10.05	$10.21	454
01/01/2013 to 12/31/2013	$10.21	$9.62	0
AST Neuberger Berman Mid-Cap Growth Portfolio
05/01/2009 to 12/31/2009	$9.98	$12.28	2,880
01/01/2010 to 12/31/2010	$12.28	$15.32	12,697
01/01/2011 to 12/31/2011	$15.32	$15.10	3,661
01/01/2012 to 12/31/2012	$15.10	$16.46	10,250
01/01/2013 to 12/31/2013	$16.46	$21.16	6,640
AST Neuberger Berman Small-Cap Growth Portfolio
05/01/2009 to 12/31/2009	$9.93	$11.99	1,364
01/01/2010 to 12/31/2010	$11.99	$13.98	13,027
01/01/2011 to 04/29/2011	$13.98	$15.60	0
AST New Discovery Asset Allocation Portfolio
04/30/2012* to 12/31/2012	$10.00	$10.22	17,403
01/01/2013 to 12/31/2013	$10.22	$11.79	12,005
AST Parametric Emerging Markets Equity Portfolio
05/01/2009 to 12/31/2009	$10.05	$14.70	544
01/01/2010 to 12/31/2010	$14.70	$17.42	8,655
01/01/2011 to 12/31/2011	$17.42	$13.47	3,004
01/01/2012 to 12/31/2012	$13.47	$15.40	3,488
01/01/2013 to 12/31/2013	$15.40	$14.96	966
AST PIMCO Limited Maturity Bond Portfolio
05/01/2009 to 12/31/2009	$9.99	$10.41	10,719
01/01/2010 to 12/31/2010	$10.41	$10.49	8,917
01/01/2011 to 12/31/2011	$10.49	$10.40	3,150
01/01/2012 to 12/31/2012	$10.40	$10.55	3,391
01/01/2013 to 12/31/2013	$10.55	$10.01	590
AST PIMCO Total Return Bond Portfolio
05/01/2009 to 12/31/2009	$9.98	$10.98	109,219
01/01/2010 to 12/31/2010	$10.98	$11.46	174,087
01/01/2011 to 12/31/2011	$11.46	$11.47	92,726
01/01/2012 to 12/31/2012	$11.47	$12.15	96,820
01/01/2013 to 12/31/2013	$12.15	$11.57	35,919
AST Preservation Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$10.02	$11.53	117,847
01/01/2010 to 12/31/2010	$11.53	$12.36	141,279
01/01/2011 to 12/31/2011	$12.36	$12.10	76,596
01/01/2012 to 12/31/2012	$12.10	$12.95	76,027
01/01/2013 to 12/31/2013	$12.95	$13.71	18,950

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Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST Prudential Core Bond Portfolio
10/31/2011* to 12/31/2011	$10.02	$10.05	193
01/01/2012 to 12/31/2012	$10.05	$10.43	85
01/01/2013 to 12/31/2013	$10.43	$9.88	0
AST Prudential Growth Allocation Portfolio formerly, AST First Trust Capital Appreciation Target Portfolio
05/01/2009 to 12/31/2009	$9.98	$12.07	33,032
01/01/2010 to 12/31/2010	$12.07	$13.93	76,341
01/01/2011 to 12/31/2011	$13.93	$12.67	31,690
01/01/2012 to 12/31/2012	$12.67	$13.87	41,291
01/01/2013 to 12/31/2013	$13.87	$15.74	17,345
AST QMA US Equity Alpha Portfolio
05/01/2009 to 12/31/2009	$10.08	$12.72	56
01/01/2010 to 12/31/2010	$12.72	$14.19	312
01/01/2011 to 12/31/2011	$14.19	$14.23	118
01/01/2012 to 12/31/2012	$14.23	$16.39	83
01/01/2013 to 12/31/2013	$16.39	$21.05	34
AST Quantitative Modeling Portfolio
05/02/2011* to 12/31/2011	$10.00	$8.81	0
01/01/2012 to 12/31/2012	$8.81	$9.67	0
01/01/2013 to 12/31/2013	$9.67	$11.47	0
AST RCM World Trends Portfolio formerly, AST CLS Moderate Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$10.04	$11.86	24,557
01/01/2010 to 12/31/2010	$11.86	$12.87	39,827
01/01/2011 to 12/31/2011	$12.87	$12.25	16,831
01/01/2012 to 12/31/2012	$12.25	$13.09	20,040
01/01/2013 to 12/31/2013	$13.09	$14.27	5,148
AST Schroders Global Tactical Portfolio
05/01/2009 to 12/31/2009	$10.05	$12.26	8,395
01/01/2010 to 12/31/2010	$12.26	$13.59	20,779
01/01/2011 to 12/31/2011	$13.59	$12.86	9,445
01/01/2012 to 12/31/2012	$12.86	$14.45	11,058
01/01/2013 to 12/31/2013	$14.45	$16.54	4,145
AST Schroders Multi-Asset World Strategies Portfolio
05/01/2009 to 12/31/2009	$10.08	$12.30	20,952
01/01/2010 to 12/31/2010	$12.30	$13.34	37,585
01/01/2011 to 12/31/2011	$13.34	$12.49	18,344
01/01/2012 to 12/31/2012	$12.49	$13.46	17,149
01/01/2013 to 12/31/2013	$13.46	$14.93	6,711
AST Small-Cap Growth Portfolio
05/01/2009 to 12/31/2009	$10.01	$13.05	1,009
01/01/2010 to 12/31/2010	$13.05	$17.25	4,684
01/01/2011 to 12/31/2011	$17.25	$16.57	1,545
01/01/2012 to 12/31/2012	$16.57	$18.01	4,955
01/01/2013 to 12/31/2013	$18.01	$23.61	3,505
AST Small-Cap Value Portfolio
05/01/2009 to 12/31/2009	$9.98	$12.85	758
01/01/2010 to 12/31/2010	$12.85	$15.70	9,508
01/01/2011 to 12/31/2011	$15.70	$14.31	2,394
01/01/2012 to 12/31/2012	$14.31	$16.40	3,290
01/01/2013 to 12/31/2013	$16.40	$21.84	2,171

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Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
AST T. Rowe Price Asset Allocation Portfolio
05/01/2009 to 12/31/2009	$10.04	$12.06	43,885
01/01/2010 to 12/31/2010	$12.06	$13.05	45,724
01/01/2011 to 12/31/2011	$13.05	$12.90	20,735
01/01/2012 to 12/31/2012	$12.90	$14.19	29,389
01/01/2013 to 12/31/2013	$14.19	$16.08	15,266
AST T. Rowe Price Equity Income Portfolio
05/01/2009 to 12/31/2009	$10.10	$12.82	240
01/01/2010 to 12/31/2010	$12.82	$14.07	187
01/01/2011 to 12/31/2011	$14.07	$13.42	1,337
01/01/2012 to 12/31/2012	$13.42	$15.25	120
01/01/2013 to 12/31/2013	$15.25	$19.18	429
AST T. Rowe Price Large-Cap Growth Portfolio
05/01/2009 to 12/31/2009	$9.99	$13.07	5,649
01/01/2010 to 12/31/2010	$13.07	$14.68	16,473
01/01/2011 to 12/31/2011	$14.68	$13.99	4,943
01/01/2012 to 12/31/2012	$13.99	$15.95	7,580
01/01/2013 to 12/31/2013	$15.95	$22.27	3,641
AST T. Rowe Price Natural Resources Portfolio
05/01/2009 to 12/31/2009	$10.30	$13.66	22,188
01/01/2010 to 12/31/2010	$13.66	$15.96	33,585
01/01/2011 to 12/31/2011	$15.96	$13.16	12,364
01/01/2012 to 12/31/2012	$13.16	$13.22	17,404
01/01/2013 to 12/31/2013	$13.22	$14.79	7,649
AST Templeton Global Bond Portfolio formerly, AST T. Rowe Price Global Bond Portfolio
05/01/2009 to 12/31/2009	$10.02	$11.03	7,216
01/01/2010 to 12/31/2010	$11.03	$11.31	13,161
01/01/2011 to 12/31/2011	$11.31	$11.42	8,552
01/01/2012 to 12/31/2012	$11.42	$11.65	8,562
01/01/2013 to 12/31/2013	$11.65	$10.87	953
AST Wellington Management Hedged Equity Portfolio
05/01/2009 to 12/31/2009	$10.06	$12.68	35,658
01/01/2010 to 12/31/2010	$12.68	$14.09	29,905
01/01/2011 to 12/31/2011	$14.09	$13.19	9,998
01/01/2012 to 12/31/2012	$13.19	$14.19	18,422
01/01/2013 to 12/31/2013	$14.19	$16.58	11,668
AST Western Asset Core Plus Bond Portfolio
05/01/2009 to 12/31/2009	$9.99	$10.68	608
01/01/2010 to 12/31/2010	$10.68	$11.17	8,009
01/01/2011 to 12/31/2011	$11.17	$11.48	2,004
01/01/2012 to 12/31/2012	$11.48	$12.00	4,104
01/01/2013 to 12/31/2013	$12.00	$11.46	1,345
Evergreen VA Growth Fund
05/01/2009 to 12/31/2009	$10.04	$12.55	0
01/01/2010 to 07/16/2010	$12.55	$12.19	0
Evergreen VA International Equity Fund
05/01/2009 to 12/31/2009	$10.05	$12.65	96
01/01/2010 to 07/16/2010	$12.65	$11.93	0
Evergreen VA Omega Fund
05/01/2009 to 12/31/2009	$9.89	$12.76	471
01/01/2010 to 07/16/2010	$12.76	$11.82	0

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Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
First Trust Target Focus Four Portfolio
05/01/2009 to 12/31/2009	$10.10	$13.19	0
01/01/2010 to 12/31/2010	$13.19	$15.21	400
01/01/2011 to 12/31/2011	$15.21	$13.14	113
01/01/2012 to 12/31/2012	$13.14	$14.50	127
01/01/2013 to 12/31/2013	$14.50	$18.43	0
Franklin Templeton VIP Founding Funds Allocation Fund
05/01/2009 to 12/31/2009	$10.07	$12.74	43,424
01/01/2010 to 12/31/2010	$12.74	$13.62	109,519
01/01/2011 to 12/31/2011	$13.62	$12.98	50,893
01/01/2012 to 09/21/2012	$12.98	$14.39	0
Global Dividend Target 15 Portfolio
05/01/2009 to 12/31/2009	$10.06	$14.39	685
01/01/2010 to 12/31/2010	$14.39	$15.31	1,333
01/01/2011 to 12/31/2011	$15.31	$13.73	657
01/01/2012 to 12/31/2012	$13.73	$16.69	812
01/01/2013 to 12/31/2013	$16.69	$18.50	52
Invesco V.I. Capital Development Fund – Series I
04/29/2011* to 12/31/2011	$10.03	$8.09	380
01/01/2012 to 04/27/2012	$8.09	$9.13	0
Invesco V.I. Diversified Dividend Fund – Series I
04/29/2011* to 12/31/2011	$9.99	$9.03	981
01/01/2012 to 12/31/2012	$9.03	$10.40	1,301
01/01/2013 to 12/31/2013	$10.40	$13.21	478
Invesco V.I. Dynamics Fund – Series I
05/01/2009 to 12/31/2009	$10.04	$13.06	637
01/01/2010 to 12/31/2010	$13.06	$15.68	576
01/01/2011 to 04/29/2011	$15.68	$17.38	0
Invesco V.I. Financial Services Fund – Series I
05/01/2009 to 12/31/2009	$10.00	$13.90	2,477
01/01/2010 to 12/31/2010	$13.90	$14.86	1,798
01/01/2011 to 04/29/2011	$14.86	$15.61	0
Invesco V.I. Global Health Care Fund – Series I
05/01/2009 to 12/31/2009	$9.95	$12.67	410
01/01/2010 to 12/31/2010	$12.67	$12.93	1,135
01/01/2011 to 12/31/2011	$12.93	$13.03	509
01/01/2012 to 12/31/2012	$13.03	$15.28	646
01/01/2013 to 12/31/2013	$15.28	$20.81	58
Invesco V.I. Mid Cap Growth Portfolio, Series I formerly, Invesco Van Kampen V.I. Mid Cap Growth Fund – Series I
04/27/2012* to 12/31/2012	$10.05	$9.67	486
01/01/2013 to 12/31/2013	$9.67	$12.85	147
NVIT Developing Markets Fund
05/01/2009 to 12/31/2009	$10.12	$14.41	3,106
01/01/2010 to 12/31/2010	$14.41	$16.23	2,867
01/01/2011 to 12/31/2011	$16.23	$12.21	701
01/01/2012 to 12/31/2012	$12.21	$13.82	674
01/01/2013 to 12/31/2013	$13.82	$13.40	15

A-75

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
Prudential SP International Growth Portfolio
05/01/2009 to 12/31/2009	$10.14	$13.32	0
01/01/2010 to 12/31/2010	$13.32	$14.72	0
01/01/2011 to 12/31/2011	$14.72	$12.14	0
01/01/2012 to 12/31/2012	$12.14	$14.41	0
01/01/2013 to 12/31/2013	$14.41	$16.61	0
S&P Target 24 Portfolio
05/01/2009 to 12/31/2009	$10.00	$11.93	0
01/01/2010 to 12/31/2010	$11.93	$13.80	316
01/01/2011 to 12/31/2011	$13.80	$14.53	56
01/01/2012 to 12/31/2012	$14.53	$15.41	76
01/01/2013 to 12/31/2013	$15.41	$21.24	0
Target Managed VIP Portfolio
05/01/2009 to 12/31/2009	$10.00	$12.22	0
01/01/2010 to 12/31/2010	$12.22	$14.12	0
01/01/2011 to 12/31/2011	$14.12	$13.46	0
01/01/2012 to 12/31/2012	$13.46	$14.75	0
01/01/2013 to 12/31/2013	$14.75	$19.41	0
The DOW DART 10 Portfolio
05/01/2009 to 12/31/2009	$10.14	$13.21	0
01/01/2010 to 12/31/2010	$13.21	$14.95	449
01/01/2011 to 12/31/2011	$14.95	$15.62	96
01/01/2012 to 12/31/2012	$15.62	$16.77	131
01/01/2013 to 12/31/2013	$16.77	$21.27	0
The DOW Target Dividend Portfolio
05/01/2009 to 12/31/2009	$10.05	$13.63	0
01/01/2010 to 12/31/2010	$13.63	$15.39	0
01/01/2011 to 12/31/2011	$15.39	$15.82	0
01/01/2012 to 12/31/2012	$15.82	$16.19	0
01/01/2013 to 12/31/2013	$16.19	$20.12	0
Wells Fargo Advantage VT Equity Income
05/01/2009 to 12/31/2009	$10.09	$12.19	329
01/01/2010 to 07/16/2010	$12.19	$11.63	0
Wells Fargo Advantage VT International Equity Portfolio Share Class 1
07/16/2010* to 12/31/2010	$11.94	$14.34	0
01/01/2011 to 12/31/2011	$14.34	$12.13	0
01/01/2012 to 12/31/2012	$12.13	$13.37	0
01/01/2013 to 12/31/2013	$13.37	$15.54	0
Wells Fargo Advantage VT Intrinsic Value Portfolio Share Class 2
07/16/2010* to 12/31/2010	$11.63	$13.46	282
01/01/2011 to 12/31/2011	$13.46	$12.77	122
01/01/2012 to 12/31/2012	$12.77	$14.79	154
01/01/2013 to 12/31/2013	$14.79	$18.68	45
Wells Fargo Advantage VT Omega Growth Portfolio Share Class 1
07/16/2010* to 12/31/2010	$11.82	$14.81	0
01/01/2011 to 12/31/2011	$14.81	$13.59	0
01/01/2012 to 12/31/2012	$13.59	$15.91	0
01/01/2013 to 12/31/2013	$15.91	$21.63	0

A-76

Sub-Accounts	Accumulation Unit Value at Beginning of Period	Accumulation Unit Value at End of Period	Number of Accumulation Units Outstanding at End of Period
Wells Fargo Advantage VT Small Cap Growth Portfolio Share Class 1
07/16/2010* to 12/31/2010	$9.59	$12.17	0
01/01/2011 to 12/31/2011	$12.17	$11.28	0
01/01/2012 to 12/31/2012	$11.28	$11.83	0
01/01/2013 to 12/31/2013	$11.83	$17.26	0

*	Denotes the start date of these sub-accounts

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APPENDIX B – CALCULATION OF OPTIONAL DEATH BENEFITS

Examples of Enhanced Beneficiary Protection Optional Death Benefit Calculation

The following are examples of how the Enhanced Beneficiary Protection Optional Death Benefit is calculated. Each example assumes that a $50,000 initial Purchase Payment is made. Each example assumes that there is one Owner who is age 50 on the Issue Date and that all Account Value is maintained in the variable investment options. The formula for determining the Enhanced Beneficiary Protection Optional Death Benefit is as follows:

Growth	=	Account Value of variable investment options plus Interim Value of Fixed Allocations (no MVA applies)	minus	purchase payments – proportional withdrawals

Example with market increase

Assume that the Owner has made no withdrawals and that the Account Value has been increasing due to positive market performance. On the date we receive due proof of death, the Account Value is $75,000. The basic Death Benefit is calculated as Purchase Payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $75,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($75,000) PLUS 40% of the “Growth” under the Annuity.

Growth	=	$75,000 – [$50,000 – $0]
	=	$25,000

Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth
	=	$25,000 * 0.40
	=	$10,000

Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit
	=	$85,000

Examples with market decline

Assume that the Owner has made no withdrawals and that the Account Value has been decreasing due to declines in market performance. On the date we receive due proof of death, the Account Value is $45,000. The basic Death Benefit is calculated as Purchase Payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $50,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($50,000) PLUS the “Growth” under the Annuity.

Growth	=	$45,000 – [$50,000 – $0]
	=	$-5,000

Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth
		NO BENEFIT IS PAYABLE

Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit
	=	$50,000

In this example you would receive no additional benefit from purchasing the Enhanced Beneficiary Protection Optional Death Benefit.

Example with market increase and withdrawals

Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 5 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $90,000. The basic Death Benefit is calculated as purchase payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $90,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($90,000) PLUS 40% of the “Growth” under the Annuity.

Growth	=	$90,000 – [$50,000 – ($50,000 * $15,000/$75,000)]
	=	$90,000 – [$50,000 – $10,000]
	=	$90,000 – $40,000
	=	$50,000

Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth
	=	$50,000 * 0.40
	=	$20,000

Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit
	=	$110,000

Examples of Highest Anniversary Value Death Benefit Calculation

The following are examples of how the Highest Anniversary Value Death Benefit is calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date and that all Account Value is maintained in the variable investment options.

Example with market increase and death before Death Benefit Target Date

Assume that the Owner’s Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the date we receive due proof of death, the Account Value is $75,000; however, the Anniversary Value on the 5th anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Anniversary Value or the basic Death Benefit. The Death Benefit would be the Highest Anniversary Value ($90,000) because it is greater than the amount that would have been payable under the basic Death Benefit ($75,000).

Example with withdrawals

Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 7 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $80,000; however, the Anniversary Value on the 5th anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Anniversary Value or the basic Death Benefit.

Highest Anniversary Value	=	$90,000 – [$90,000 * $15,000/$75,000]
	=	$90,000 – $18,000
	=	$72,000

Basic Death Benefit	=	max [$80,000, $50,000 – ($50,000 * $15,000/$75,000)]
	=	max [$80,000, $40,000]
	=	$80,000

The Death Benefit therefore is $80,000.

Example with death after Death Benefit Target Date

Assume that the Owner’s Account Value has generally been increasing due to positive market performance and that no withdrawals had been made prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Highest Anniversary Value on the Death Benefit Target Date was $80,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greater of the Highest Anniversary Value plus Purchase Payments minus proportional withdrawals after the Death Benefit Target Date or the basic Death Benefit.

Highest Anniversary Value	=	$80,000 + $15,000 – [($80,000 + $15,000) * $5,000/$70,000]
	=	$80,000 + $15,000 – $6,786
	=	$88,214

Basic Death Benefit	=	max [$75,000, ($50,000 + $15,000) – {($50,000 + $15,000) * $5,000/$70,000}]
	=	max [$75,000, $60,357]
	=	$75,000

The Death Benefit therefore is $88,214.

Examples of Combination 5% Roll-Up and Highest Anniversary Value Death Benefit Calculation

The following are examples of how the Combination 5% Roll-Up and Highest Anniversary Value Death Benefit are calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date and that all Account Value is maintained in the variable investment options.

Example with market increase and death before Death Benefit Target Date

Assume that the Owner’s Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the 7th anniversary of the Issue Date we receive due proof of death, at which time the Account Value is $75,000; however, the Anniversary Value on the 5th anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Roll-Up Value is equal to initial Purchase Payment accumulated at 5% for 6 years, or $67,005. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit. The Death Benefit would be the Highest Anniversary Value ($90,000) because it is greater than both the Roll-Up Value ($67,005) and the amount that would have been payable under the basic Death Benefit ($75,000).

Example with withdrawals

Assume that the Owner made a withdrawal of $5,000 on the 6th anniversary of the Issue Date when the Account Value was $45,000. The Roll-Up Value on the 6th anniversary of the Issue Date is equal to initial Purchase Payment accumulated at 5% for 6 years, or $67,005. The 5% Dollar-for-Dollar Withdrawal Limit for the 7th annuity year is equal to 5% of the Roll-Up Value as of the 6th anniversary of the Issue Date, or $3,350. Therefore, the remaining $1,650 of the withdrawal results in a proportional reduction to the Roll-Up Value. On the 7th anniversary of the Issue Date we receive due proof of death, at which time the Account Value is $43,000; however, the Anniversary Value on the 2nd anniversary of the Issue Date was $70,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit.

Roll-Up Value	=	{(67,005 – $3,350) – [($67,005 – $3,350) * $1,650/($45,000 – $3,350)]} * 1.05
	=	($63,655 – $2,522) * 1.05
	=	$64,190

Highest Anniversary Value	=	$70,000 – [$70,000 * $5,000/$45,000]
	=	$70,000 – $7,778
	=	$62,222

Basic Death Benefit	=	max [$43,000, $50,000 – ($50,000 * $5,000/$45,000)]
	=	max [$43,000, $44,444]
	=	$44,444

The Death Benefit therefore is $64,190.

Example with death after Death Benefit Target Date

Assume that the Owner has not made any withdrawals prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Roll-Up Value on the Death Benefit Target Date (the contract anniversary on or following the Owner’s 80th birthday) is equal to initial Purchase Payment accumulated at 5% for 10 years, or $81,445. The Highest Anniversary Value on the Death Benefit Target Date was $85,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit as of the Death Benefit Target Date; each increased by subsequent purchase payments and reduced proportionally for subsequent withdrawals.

Roll-Up Value	=	$81,445 + $15,000 – [($81,445 + 15,000) * $5,000/$70,000]
	=	$81,445 + $15,000 – $6,889
	=	$89,556

Highest Anniversary Value	=	$85,000 + $15,000 – [($85,000 + 15,000) * $5,000/$70,000]
	=	$85,000 + $15,000 – $7,143
	=	$92,857

Basic Death Benefit	=	max [$75,000, $50,000 + $15,000 – {(50,000 + $15,000) * $5,000/$70,000}]
	=	max [$75,000, $60,357]
	=	$75,000

The Death Benefit therefore is $92,857.
Examples of Highest Daily Value Death Benefit Calculation

The following are examples of how the HDV Death Benefit is calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date.

Example with market increase and death before Death Benefit Target Date

Assume that the Owner’s Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the date we receive due proof of death, the Account Value is $75,000; however, the Highest Daily Value was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Daily Value or the basic Death Benefit. The Death Benefit would be the HDV ($90,000) because it is greater than the amount that would have been payable under the basic Death Benefit ($75,000).

Example with withdrawals

Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 7 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $80,000; however, the Highest Daily Value ($90,000) was attained during the fifth Annuity Year. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Daily Value (proportionally reduced by the subsequent withdrawal) or the basic Death Benefit.

Highest Daily Value	=	$90,000 – [$90,000 * $15,000/$75,000]
	=	$90,000 – $18,000
	=	$72,000

Basic Death Benefit	=	max [$80,000, $50,000 – ($50,000 * $15,000/$75,000)]
	=	max [$80,000, $40,000]
	=	$80,000

The Death Benefit therefore is $80,000.

Example with death after Death Benefit Target Date

Assume that the Owner’s Account Value has generally been increasing due to positive market performance and that no withdrawals had been made prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Highest Daily Value on the Death Benefit Target Date was $80,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greater of the Highest Daily Value on the Death Benefit Target Date plus Purchase Payments minus proportional withdrawals after the Death Benefit Target Date or the basic Death Benefit.

Highest Daily Value	=	$80,000 + $15,000 – [($80,000 + $15,000) * $5,000/$70,000]
	=	$80,000 + $15,000 – $6,786
	=	$88,214

Basic Death Benefit	=	max [$75,000, ($50,000 + $15,000) – {($50,000 + $15,000) * $5,000/$70,000}]
	=	max [$75,000, $60,357]
	=	$75,000

The Death Benefit therefore is $88,214.

APPENDIX C – ADDITIONAL INFORMATION ON ASSET ALLOCATION PROGRAM (THIS APPLIES SOLELY TO ASL II AND XT6)

PROGRAM RULES

■

Prior to December 5, 2005, you could elect an asset allocation program where the Sub-accounts for each asset class in each model portfolio were designated based on an evaluation of available Sub-accounts. Effective December 5, 2005, you can no longer enroll in an asset allocation program, but you will be permitted to remain in the program if you enrolled prior to the date. These Program Rules reflect how the asset allocation program will be administered as of December 5, 2005 for those Owners who have chosen to remain in their program. Asset allocation is a sophisticated method of diversification that allocates assets among asset classes in order to manage investment risk and potentially enhance returns over the long term. However, asset allocation does not guarantee a profit or protect against a loss.

HOW THE ASSET ALLOCATION PROGRAM WORKS

■

Amounts will automatically be allocated in accordance with the percentages and to Sub-accounts indicated for the model portfolio that you previously chose. If you allocate your Account Value or transfer your Account Value among any Sub-accounts that are outside of your model portfolio, we will allocate these amounts according to the allocation percentages of the applicable model portfolio upon the next rebalancing. You will not be permitted to change from one model portfolio to another. Upon each rebalance, 100% of your Account Value allocated to the variable Sub-accounts will be allocated to the asset allocation program. Any Account Value not invested in the Sub-accounts will not be part of the program.

■

Additional Purchase Payments: Unless otherwise requested, any additional Purchase Payments applied to the variable Sub-accounts in the Annuity will be allocated to the Sub-accounts according to the allocation percentages for the model portfolio you chose. Allocation of additional Purchase Payments outside of your model portfolio but into a Sub-account, will be reallocated according to the allocation percentages of the applicable model portfolio upon the next rebalancing.

■

Rebalancing Your Model Portfolio: Changes in the value of the Sub-account will cause your Account Value allocated to the Sub-accounts to vary from the percentage allocations of the model portfolio you select. By selecting the asset allocation program, you have directed us to periodically (e.g., quarterly) rebalance your Account Value allocated to the Sub-accounts in accordance with the percentage allocations assigned to each Sub-account within your model portfolio at the time you elected the program or had later been modified with your consent. Some asset allocation programs will only require that a rebalancing occur when the percent of your Account Value allocated to the Sub-accounts are outside of the acceptable range permitted under such asset allocation program. Note – Any Account Value not invested in the Sub-accounts will not be affected by any rebalance.

■

Sub-account Changes Within the Model Portfolios: From time to time there may be a change in a Sub-account within your model portfolio. Unless directed by you or your Financial Professional to reallocate to the new Sub-account, rebalancing will continue in accordance with your unchanged model portfolio, unless the Sub-account is no longer available under your Annuity. If the Sub-account is no longer available we will notify you. If you do not consent to the new Sub-account, your lack of consent will be deemed a request to terminate the asset allocation program and the provisions under “Termination or Modification of the Asset Allocation Program” will apply.

■	Owner Changes in Choice of Model Portfolio: You may not change from the model portfolio that you have elected to any other model portfolio.

TERMINATION OR MODIFICATION OF THE ASSET ALLOCATION PROGRAM:

■

You may request to terminate your asset allocation program at any time. Once you terminate your asset allocation program, you will not be permitted to re-enroll in the program. Any termination will be effective on the date that Prudential Annuities receives your termination request in good order. If you are enrolled in certain optional benefits, termination of your asset allocation program must coincide with (i) the enrollment in a then currently available and approved asset allocation program or other approved option, or (ii) the allocation of your entire account value to the then required investment option(s) available with these benefits. However, if you are enrolled in certain optional benefits, you may terminate the benefit in order to then terminate your asset allocation program. Prudential Annuities reserves the right to terminate or modify the asset allocation program at any time.

RESTRICTIONS ON ELECTING THE ASSET ALLOCATION:

■	You cannot participate in auto-rebalancing or a DCA program while enrolled in an asset allocation program and Systematic Withdrawals can only be made as flat dollar amounts.

C-1

APPENDIX D – DESCRIPTION AND CALCULATION OF PREVIOUSLY OFFERED OPTIONAL DEATH BENEFITS (THIS APPLIES SOLELY TO ASL II AND XT6)

If you purchased your Annuity before November 18, 2002 and were not a resident of the State of New York, the following optional death benefits were offered:

ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT

The Enhanced Beneficiary Protection Optional Death Benefit can provide additional amounts to your Beneficiary that may be used to offset federal and state taxes payable on any taxable gains in your Annuity at the time of your death. Whether this benefit is appropriate for you may depend on your particular circumstances, including other financial resources that may be available to your Beneficiary to pay taxes on your Annuity should you die during the accumulation period. No benefit is payable if death occurs on or after the Annuity Date.

The Enhanced Beneficiary Protection Optional Death Benefit provides a benefit that is payable in addition to the basic Death Benefit. If the Annuity has one Owner, the Owner must be age 75 or less at the time the benefit is purchased. If the Annuity has joint Owners, the oldest Owner must be age 75 or less. If the Annuity is owned by an entity, the Annuitant must be age 75 or less.

Calculation of Enhanced Beneficiary Protection Optional Death Benefit

If you purchase the Enhanced Beneficiary Protection Optional Death Benefit, the Death Benefit is calculated as follows:

1.	the basic Death Benefit described above

PLUS

2.	50% of the “Death Benefit Amount” less Purchase Payments reduced by proportional withdrawals.

“Death Benefit Amount” includes your Account Value and any amounts added to your Account Value under the Annuity’s basic Death Benefit when the Death Benefit is calculated. Under the basic Death Benefit, amounts are added to your Account Value when the Account Value is less than Purchase Payments minus proportional withdrawals.

“Proportional withdrawals” are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn.

The amount calculated in Items 1 & 2 above may be reduced by any Credits under certain circumstances.

The Enhanced Beneficiary Protection Optional Death Benefit is subject to a maximum of 50% of all Purchase Payments applied to the Annuity at least 12 months prior to the death of the decedent that triggers the payment of the Death Benefit.

Please refer to the section entitled “Tax Considerations” for a discussion of special tax considerations for purchasers of this benefit.

NOTE: You may not elect the Enhanced Beneficiary Protection Optional Death Benefit if you have elected any other Optional Death Benefit.

Guaranteed Minimum Death Benefit

If the Annuity has one Owner, the Owner must be age 80 or less at the time the optional Death Benefit is purchased. If the Annuity has joint Owners, the oldest Owner must be age 80 or less. If the Annuity is owned by an entity, the Annuitant must be age 80 or less.

Key Terms Used with the Guaranteed Minimum Death Benefit

■	The Death Benefit Target Date is the contract anniversary on or after the 80th birthday of the current Owner, the oldest of either joint Owner or the Annuitant, if entity owned.
■	The Highest Anniversary Value equals the highest of all previous “Anniversary Values” on or before the earlier of the Owner’s date of death and the “Death Benefit Target Date”.
■

The Anniversary Value is the Account Value as of each anniversary of the Issue Date plus the sum of all Purchase Payments on or after such anniversary less the sum of all “Proportional Reductions” since such anniversary.

■

A Proportional Reduction is a reduction to the value being measured caused by a withdrawal, equaling the percentage of the withdrawal as compared to the Account Value as of the date of the withdrawal. For example, if your Account Value is $10,000 and you withdraw $2,000 (a 20% reduction), we will reduce both your Anniversary Value and the amount determined by Purchase Payments increasing at the appropriate interest rate by 20%.

Calculation of Guaranteed Minimum Death Benefit

The Guaranteed Minimum Death Benefit depends on whether death occurs before or after the Death Benefit Target Date.

If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greatest of:

1.	the Account Value in the Sub-accounts plus the Interim Value of any Fixed Allocations (no MVA) as of the date we receive in writing “due proof of death”; and

2.	the sum of all Purchase Payments minus the sum of all Proportional Reductions, each increasing daily until the Owner’s date of death at a rate of 5.0%, subject to a limit of 200% of the difference between the sum of all Purchase Payments and the sum of all withdrawals as of the Owner’s date of death; and

3.	the “Highest Anniversary Value” on or immediately preceding the Owner’s date of death.

The amount determined by this calculation is increased by any Purchase Payments received after the Owner’s date of death and decreased by any Proportional Reductions since such date. The amount calculated in Items 1 & 3 above may be reduced by any Credits under certain circumstances.

If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:

1.	the Account Value as of the date we receive in writing “due proof of death” (an MVA may be applicable to amounts in any Fixed Allocations); and

2.	the greater of Item 2 & 3 above on the Death Benefit Target Date plus the sum of all Purchase Payments less the sum of all Proportional Reductions since the Death Benefit Target Date.

The amount calculated in Item 1 above may be reduced by any Credits under certain circumstances.

Annuities with Joint Owners

For Annuities with Joint Owners, the Death Benefit is calculated as shown above except that the age of the oldest of the Joint Owners is used to determine the Death Benefit Target Date. NOTE: If you and your spouse own the Annuity jointly, we will pay the Death Benefit to the Beneficiary. If the sole primary Beneficiary is the surviving spouse, then the surviving spouse can elect to assume ownership of the Annuity and continue the contract instead of receiving the Death Benefit.

Annuities owned by entities

For Annuities owned by an entity, the Death Benefit is calculated as shown above except that the age of the Annuitant is used to determine the Death Benefit Target Date. Payment of the Death Benefit is based on the death of the Annuitant (or Contingent Annuitant, if applicable).

Can I terminate the optional Death Benefits? Do the optional Death Benefits terminate under other circumstances?

You can terminate the Enhanced Beneficiary Protection Optional Death Benefit and the Guaranteed Minimum Death Benefit at any time. Upon termination, you will be required to pay a pro-rata portion of the annual charge for the benefit. Both optional Death Benefits will terminate automatically on the Annuity Date. We may also terminate any optional Death Benefit if necessary to comply with our interpretation of the Code and applicable regulations.

What Are The Charges For The Optional Death Benefits?

We deduct a charge from your Account Value if you elect to purchase either optional Death Benefit. The Enhanced Beneficiary Protection Death Benefit costs 0.25% of Account Value. The Guaranteed Minimum Death Benefit costs 0.30% of the current Death Benefit. The charges for these death benefits are deducted in arrears each Annuity Year. No charge applies after the Annuity Date. We deduct the charge:

1.	on each anniversary of the Issue Date;

2.	when Account Value is transferred to our general account prior to the Annuity Date;

3.	if you surrender your Annuity; and

4.	if you choose to terminate the benefit (Enhanced Beneficiary Protection Optional Death Benefit only)

If you surrender the Annuity, elect to begin receiving annuity payments or terminate the benefit on a date other than an anniversary of the Issue Date, the charge will be prorated. During the first year after the Issue Date, the charge will be prorated from the Issue Date. In all subsequent years, it would be prorated from the last anniversary of the Issue Date.

We first deduct the amount of the charge pro-rata from the Account Value in the variable investment options. We only deduct the charge pro-rata from the Fixed Allocations to the extent there is insufficient Account Value in the variable investment options to pay the charge. If your Annuity’s Account Value is insufficient to pay the charge, we may deduct your remaining Account Value and terminate your Annuity. We will notify you if your Account Value is insufficient to pay the charge and allow you to submit an additional Purchase Payment to continue your Annuity.

Please refer to the section entitled “Tax Considerations” for additional considerations in relation to the optional Death Benefit.

ADDITIONAL CALCULATIONS

Examples of Enhanced Beneficiary Protection Optional Death Benefit Calculation

The following are examples of how the Enhanced Beneficiary Protection Optional Death Benefit is calculated. Each example assumes that a $50,000 initial Purchase Payment is made and that no withdrawals are made prior to the Owner’s death. Each example assumes that there is one Owner who is age 50 on the Issue Date and that all Account Value is maintained in the variable investment options.

NOTE: The examples below do not include Credits which may be recovered by Prudential Annuities under certain circumstances.

Example with market increase

Assume that the Owner’s Account Value has been increasing due to positive market performance. On the date we receive due proof of death, the Account Value is $75,000. The basic Death Benefit is calculated as Purchase Payments minus proportional withdrawals, or Account Value less the amount of any Credits applied within 12-months prior to the date of death, whichever is greater. Therefore, the basic Death Benefit is equal to $75,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($75,000) PLUS 50% of the “Death Benefit Amount” less Purchase Payments reduced by proportional withdrawals.

Purchase Payments	=	$50,000
Account Value	=	$75,000
Basic Death Benefit	=	$75,000
Death Benefit Amount	=	$75,000 – $50,000 = $25,000

Amount Payable Under Enhanced Beneficiary Protection Optional Death Benefit
	=	$75,000 + $12,500 = $87,500

Examples with market decline

Assume that the Owner’s Account Value has been decreasing due to declines in market performance. On the date we receive due proof of death, the Account Value is $45,000. The basic Death Benefit is calculated as Purchase Payments minus proportional withdrawals, or Account Value less the amount of any Credits applied within 12-months prior to the date of death, whichever is greater. Therefore, the basic Death Benefit is equal to $50,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($50,000) PLUS 50% of the “Death Benefit Amount” less Purchase Payments reduced by proportional withdrawals.

Purchase Payments	=	$50,000
Account Value	=	$40,000
Basic Death Benefit	=	$50,000
Death Benefit Amount	=	$50,000 – $50,000 = $0

Amount Payable Under Enhanced Beneficiary Protection Optional Death Benefit
	=	$50,000 + $0 = $50,000

In this example you would receive no additional benefit from purchasing the Enhanced Beneficiary Protection Optional Death Benefit.

Examples of Guaranteed Minimum Death Benefit Calculation

The following are examples of how the Guaranteed Minimum Death Benefit is calculated. Each example assumes that a $50,000 initial Purchase Payment is made and that no withdrawals are made prior to the Owner’s death. Each example assumes that there is one Owner who is age 50 on the Issue Date and that all Account Value is maintained in the variable investment options.

NOTE: The examples below do not include Credits which may be recovered by Prudential Annuities under certain circumstances.

Example of market increase

Assume that the Owner’s Account Value has generally been increasing due to positive market performance. On the date we receive due proof of death, the Account Value is $90,000. The Highest Anniversary Value at the end of any previous period is $72,000. The Death Benefit would be the Account Value ($90,000) because it is greater than the Highest Anniversary Value ($72,000) or the sum of prior Purchase Payments increased by 5.0% annually ($73,872.77).

Example of market decrease

Assume that the Owner’s Account Value generally increased until the fifth anniversary but generally has been decreasing since the fifth contract anniversary. On the date we receive due proof of death, the Account Value is $48,000. The Highest Anniversary Value at the end of any previous period is $54,000. The Death Benefit would be the sum of prior Purchase Payments increased by 5.0% annually ($73,872.77) because it is greater than the Highest Anniversary Value ($54,000) or the Account Value ($48,000).

Example of market increase followed by decrease

Assume that the Owner’s Account Value increased significantly during the first six years following the Issue Date. On the sixth anniversary date the Account Value is $90,000. During the seventh Annuity Year, the Account Value increases to as high as $100,000 but then subsequently falls to $80,000 on the date we receive due proof of death. The Death Benefit would be the Highest Anniversary Value at the end of any previous period ($90,000), which occurred on the sixth anniversary, although the Account Value was higher during the subsequent period. The Account Value on the date we receive due proof of death ($80,000) is lower, as is the sum of all prior Purchase Payments increased by 5.0% annually ($73,872.77).

APPENDIX E – FORMULA UNDER HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT (THIS APPLIES SOLELY TO ASL II AND XT6)

We set out below the current formula under which we may transfer amounts between the variable investment options and the Benefit Fixed Rate Account. Upon your election of Highest Daily Lifetime Five, we will not alter the formula that applies to your Annuity. However, as discussed in the “Living Benefits” section, we reserve the right to modify this formula with respect to those who elect Highest Daily Lifetime Five in the future.

TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:

■	Cu – the upper target is established on the effective date of the Highest Daily Lifetime Five benefit (the “Effective Date”) and is not changed for the life of the guarantee. Currently, it is 83%.

■	Ct – the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

■	Cl – the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 77%.

■	L – the target value as of the current Valuation Day.

■	r – the target ratio.

■

a – the factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. The factors that we use currently are derived from the a2000 Individual Annuity Mortality Table with an assumed interest rate of 3%. Each number in the table “a” factors (which appears below) represents a factor, which when multiplied by the Highest Daily Annual Income Amount, projects our total liability for the purpose of asset transfers under the guarantee.

■

Q – age based factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. The factor is currently set equal to 1.

■	V – the total value of all Permitted Sub-accounts in the Annuity.

■	F – the total value of all Benefit Fixed Rate Account allocations.

■

I – the income value prior to the first withdrawal. The income value is equal to what the Highest Daily Annual Income Amount would be if the first withdrawal were taken on the date of calculation. After the first withdrawal the income value equals the greater of the Highest Daily Annual Income Amount, the quarterly step-up amount times the annual income percentage, and the Account Value times the annual income percentage.

■	T – the amount of a transfer into or out of the Benefit Fixed Rate Account.

■	I% – annual income amount percentage. This factor is established on the Effective Date and is not changed for the life of the guarantee. Currently, this percentage is equal to 5%

TARGET VALUE CALCULATION:

On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (V) is equal to zero, no calculation is necessary.

L	=	I * Q * a

TRANSFER CALCULATION:

The following formula, which is set on the Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

Target Ratio r	=	(L – F) / V.

■	If r (>) Cu, assets in the Permitted Sub-accounts are transferred to Benefit Fixed Rate Account.

■	If r (<) Cl, and there are currently assets in the Benefit Fixed Rate Account (F (>) 0), assets in the Benefit Fixed Rate Account are transferred to the Permitted Sub-accounts.

E-1

The following formula, which is set on the Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T	=	{Min(V, [L – F – V * Ct] / (1 – Ct))}	T>0, Money moving from the Permitted Sub-accounts to the Benefit Fixed Rate Account
T	=	{Min(F, [L – F – V * Ct] / (1 – Ct))}	T<0, Money moving from the Benefit Fixed Rate Account to the Permitted Sub-accounts]

Example:

Male age 65 contributes $100,000 into the Permitted Sub accounts and the value drops to $92,300 during year one, end of day one. A table of values for “a” appears below.

Target Value Calculation:

L	=	I * Q * a
	=	5000.67 * 1 * 15.34
	=	76,710.28

Target Ratio:

r	=	(L – F) / V
	=	(76,710.28 – 0) / 92,300.00
	=	83.11%

Since r > Cu ( because 83.11% > 83%) a transfer into the Benefit Fixed rate Account occurs.

T	=	{ Min ( V, [ L – F – V * Ct] / ( 1 – Ct))}
	=	{ Min ( 92,300.00, [ 76,710.28 – 0 – 92,300.00 * 0.80] / ( 1 – 0.80))}
	=	{ Min ( 92,300.00, 14,351.40 )}
	=	14,351.40

FORMULA FOR CONTRACTS WITH 90% CAP FEATURE

TARGET VALUE CALCULATION:

On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (V) is equal to zero, no calculation is necessary.

L	=	I * Q * a

If you elect this feature, the following replaces the “Transfer Calculation” section above.

Transfer Calculation:

The following formula, which is set on the effective date of this feature and is not changed for the life of the guarantee, determines when a transfer is required: On the effective date of this feature (and only on the effective date of this feature), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the Benefit Fixed Rate Account:

If (F / (V + F) > .90) then T = F – (V + F) * .90

If T is greater than $0 as described above, then an amount equal to T is transferred from the Benefit Fixed Rate Account and allocated to the permitted Sub-accounts, no additional transfer calculations are performed on the effective date, and future transfers to the Benefit Fixed Rate Account will not occur at least until there is first a transfer out of the Benefit Fixed Rate Account.

On each Valuation Day thereafter (including the effective date of this feature provided F / (V + F) <= .90), the following asset transfer calculation is performed

Target Ratio r	=	(L – F) / V

■	If r > Cu, assets in the Permitted Sub-accounts are transferred to the Benefit Fixed Rate Account (subject to the 90% cap rule described above).

■	If r < Cl and there are currently assets in the Benefit Fixed Rate Account (F > 0), assets in the Benefit Fixed Rate Account are transferred to the Permitted Sub-accounts.

E-2

The following formula, which is set on the Effective Date of this feature and is not changed for the life of the guarantee, determines the transfer amount:

T	=	Min(MAX (0, (0.90 * (V + F)) – F), [L – F – V * Ct] / (1 – Ct))	Money is transferred from the elected Permitted Sub-accounts to Benefit Fixed Rate Account
T	=	Min(F, – [L – F – V * Ct] / (1 – Ct)),	Money is transferred from the Benefit Fixed Rate Account to the Permitted Sub-accounts

Age 65 “a” Factors for Liability Calculations

(in Years and Months since Benefit Effective Date)*

Years	Months 1	2	3	4	5	6	7	8	9	10	11	12
1	15.34	15.31	15.27	15.23	15.20	15.16	15.13	15.09	15.05	15.02	14.98	14.95
2	14.91	14.87	14.84	14.80	14.76	14.73	14.69	14.66	14.62	14.58	14.55	14.51
3	14.47	14.44	14.40	14.36	14.33	14.29	14.26	14.22	14.18	14.15	14.11	14.07
4	14.04	14.00	13.96	13.93	13.89	13.85	13.82	13.78	13.74	13.71	13.67	13.63
5	13.60	13.56	13.52	13.48	13.45	13.41	13.37	13.34	13.30	13.26	13.23	13.19
6	13.15	13.12	13.08	13.04	13.00	12.97	12.93	12.89	12.86	12.82	12.78	12.75
7	12.71	12.67	12.63	12.60	12.56	12.52	12.49	12.45	12.41	12.38	12.34	12.30
8	12.26	12.23	12.19	12.15	12.12	12.08	12.04	12.01	11.97	11.93	11.90	11.86
9	11.82	11.78	11.75	11.71	11.67	11.64	11.60	11.56	11.53	11.49	11.45	11.42
10	11.38	11.34	11.31	11.27	11.23	11.20	11.16	11.12	11.09	11.05	11.01	10.98
11	10.94	10.90	10.87	10.83	10.79	10.76	10.72	10.69	10.65	10.61	10.58	10.54
12	10.50	10.47	10.43	10.40	10.36	10.32	10.29	10.25	10.21	10.18	10.14	10.11
13	10.07	10.04	10.00	9.96	9.93	9.89	9.86	9.82	9.79	9.75	9.71	9.68
14	9.64	9.61	9.57	9.54	9.50	9.47	9.43	9.40	9.36	9.33	9.29	9.26
15	9.22	9.19	9.15	9.12	9.08	9.05	9.02	8.98	8.95	8.91	8.88	8.84
16	8.81	8.77	8.74	8.71	8.67	8.64	8.60	8.57	8.54	8.50	8.47	8.44
17	8.40	8.37	8.34	8.30	8.27	8.24	8.20	8.17	8.14	8.10	8.07	8.04
18	8.00	7.97	7.94	7.91	7.88	7.84	7.81	7.78	7.75	7.71	7.68	7.65
19	7.62	7.59	7.55	7.52	7.49	7.46	7.43	7.40	7.37	7.33	7.30	7.27
20	7.24	7.21	7.18	7.15	7.12	7.09	7.06	7.03	7.00	6.97	6.94	6.91
21	6.88	6.85	6.82	6.79	6.76	6.73	6.70	6.67	6.64	6.61	6.58	6.55
22	6.52	6.50	6.47	6.44	6.41	6.38	6.36	6.33	6.30	6.27	6.24	6.22
23	6.19	6.16	6.13	6.11	6.08	6.05	6.03	6.00	5.97	5.94	5.92	5.89
24	5.86	5.84	5.81	5.79	5.76	5.74	5.71	5.69	5.66	5.63	5.61	5.58
25	5.56	5.53	5.51	5.48	5.46	5.44	5.41	5.39	5.36	5.34	5.32	5.29
26	5.27	5.24	5.22	5.20	5.18	5.15	5.13	5.11	5.08	5.06	5.04	5.01
27	4.99	4.97	4.95	4.93	4.91	4.88	4.86	4.84	4.82	4.80	4.78	4.75
28	4.73	4.71	4.69	4.67	4.65	4.63	4.61	4.59	4.57	4.55	4.53	4.51
29	4.49	4.47	4.45	4.43	4.41	4.39	4.37	4.35	4.33	4.32	4.30	4.28
30	4.26	4.24	4.22	4.20	4.18	4.17	4.15	4.13	4.11	4.09	4.07	4.06
31	4.04	4.02	4.00	3.98	3.97	3.95	3.93	3.91	3.90	3.88	3.86	3.84
32	3.83	3.81	3.79	3.78	3.76	3.74	3.72	3.71	3.69	3.67	3.66	3.64
33	3.62	3.61	3.59	3.57	3.55	3.54	3.52	3.50	3.49	3.47	3.45	3.44
34	3.42	3.40	3.39	3.37	3.35	3.34	3.32	3.30	3.29	3.27	3.25	3.24
35	3.22	3.20	3.18	3.17	3.15	3.13	3.12	3.10	3.08	3.07	3.05	3.03
36	3.02	3.00	2.98	2.96	2.95	2.93	2.91	2.90	2.88	2.86	2.85	2.83
37	2.81	2.79	2.78	2.76	2.74	2.73	2.71	2.69	2.68	2.66	2.64	2.62
38	2.61	2.59	2.57	2.56	2.54	2.52	2.51	2.49	2.47	2.45	2.44	2.42
39	2.40	2.39	2.37	2.35	2.34	2.32	2.30	2.29	2.27	2.25	2.24	2.22
40	2.20	2.19	2.17	2.15	2.14	2.12	2.11	2.09	2.07	2.06	2.04	2.02
41	2.01	1.84	1.67	1.51	1.34	1.17	1.00	0.84	0.67	0.50	0.33	0.17

*	The values set forth in this table are applied to all ages, and apply whether or not the 90% cap is elected.

E-3

APPENDIX F – ANNUITIES APPROVED FOR SALE BY THE NEW YORK STATE INSURANCE DEPARTMENT

	ASL II NY	AS Cornerstone NY	XTra Credit SIX NY
Minimum Investment	$15,000	$10,000	$10,000
Maximum Issue Age	Annuitant 85; Oldest Owner 85	Annuitant 85 Oldest Owner 85	Annuitant 85 Oldest Owner 75
Contingent Deferred Sales Charge Schedule	None	7 Years (7%, 6%, 5%, 4%, 3%, 2%, 1%) (Applied to Purchase Payments based on the inception date of the Annuity)	10 Years (9%, 9%, 8%, 7%, 6%, 5%, 4%, 3%, 2%, 1%) (Applied to Purchase Payments based on the inception date of the Annuity)
Insurance Charge	1.65%	1.15%	0.65%
Distribution Charge	N/A	N/A	1.00% annuity years 1-10 0.00% annuity years 11+
Annual Maintenance Fee	Lesser of $30 or 2% of Account Value Waived for Account Values exceeding $100,000	Lesser of $30 or 2% of Account Value Waived for Account Values exceeding $100,000	Lesser of $30 or 2% of Account Value
Transfer Fee	$10 after twenty in any annuity year. May be increased to $15 after eight in any annuity year	$10 after twenty in any annuity year. May be increased to $15 after eight in any annuity year	$10 after twenty in any annuity year
Contract Credit	No	No	Yes The amount of the credit applied to a Purchase Payment is based on the year the Purchase Payment is received, for the first 6 years of the contract. Currently the credit percentages for each year starting with the first year are: 6.50%, 5.00%, 4.00%, 3.00%, 2.00%, and 1.00%.
Fixed Allocation (If available, early withdrawals are subject to a Market Value Adjustment) (“MVA”)	Fixed Allocations Available (Currently offering durations of:
	5, 7, and 10 years) The MVA formula for NY is [(1+I)/ (1+J)] N/365 The MVA formula does not apply during the 30 day period immediately before the end of the Guarantee Period.	Fixed Allocations Not Available	No
Variable Investment Options	All options generally available except where restrictions apply when certain riders are purchased. ProFund Portfolios are restricted.	All options generally available except where restrictions apply when certain riders are purchased.	All options generally available except where restrictions apply when certain riders are purchased. ProFund Portfolios are restricted for ASL II, AS Cornerstone, and XTra Credit SIX.
Basic Death Benefit	The greater of: Purchase Payments less proportional withdrawals or Account Value (variable) plus Interim Value (fixed). (No MVA applied)	The greater of: Purchase Payments less proportional withdrawals or Account Value (variable) plus Interim Value (fixed). (No MVA applied)	The greater of: Purchase Payments less proportional withdrawals or Account Value (variable) (No MVA applied) (No recapture of credits applied within 12 months prior to date of death)
Optional Death Benefits (for an additional cost)[1]	Highest Anniversary Value (HAV)	HAV	HAV

F-1

	ASL II NY	AS Cornerstone NY	XTra Credit SIX NY
Optional Living Benefits (for an additional cost)[2]	GRO/GRO Plus, GRO Plus 2008, Highest Daily GRO, Guaranteed Minimum Withdrawal Benefit, (GMWB), Guaranteed Minimum Income Benefit (GMIB), Lifetime Five, Spousal Lifetime Five, Highest Daily Lifetime Five, Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven Highest Daily GRO, and GRO Plus 2008, Highest Daily Lifetime 7 Plus and Spousal Highest Daily Lifetime 7 Plus GRO Plus II, HD GRO II, Highest Daily Lifetime 6 Plus, Spousal Highest Daily Lifetime 6 Plus	Highest Daily GRO, GRO Plus 2008, GMWB, GMIB, Lifetime Five, Spousal Lifetime Five, Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, (Highest Daily GRO, and GRO Plus 2008 Highest Daily Lifetime 7 Plus and Spousal Highest Daily Lifetime 7 Plus GRO Plus II, HD GRO II, Highest Daily Lifetime 6 Plus, Spousal Highest Daily Lifetime 6 Plus	Highest Daily GRO, GRO Plus 2008, GMWB, GMIB, Lifetime Five, Spousal Lifetime Five, Highest Daily Lifetime Five, Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven Highest Daily GRO, and GRO Plus 2008 Highest Daily Lifetime 7 Plus and Spousal Highest Daily Lifetime 7 Plus GRO Plus II, HD GRO II, Highest Daily Lifetime 6 Plus, Spousal Highest Daily Lifetime 6 Plus
Annuity Rewards[3]	No	Available after initial CDSC period	Available after initial CDSC period
Annuitization Options	Fixed option only Annuity date cannot exceed the first day of the calendar month following Annuitant’s 90th birthday. The maximum Annuity Date is based on the first Owner or Annuitant to reach the maximum age, as indicated in your Annuity.	Fixed option only Annuity date cannot exceed the first day of the calendar month following Annuitant’s 90th birthday. The maximum Annuity Date is based on the first Owner or Annuitant to reach the maximum age, as indicated in your Annuity.	Fixed option only Annuity date cannot exceed the first day of the calendar month following Annuitant’s 90th birthday. The maximum Annuity Date is based on the first Owner or Annuitant to reach the maximum age, as indicated in your Annuity.

(1)	For more information on these benefits, refer to the “Death Benefit” section in the Prospectus.
(2)	For more information on these benefits, refer to the “Living Benefits” section in the Prospectus.
(3)	The Annuity rewards benefit offers Owners an ability to increase the guaranteed death benefit so that the death benefit will at least equal the Annuity’s Account Value on the effective date of the Annuity Rewards benefits, if the terms of the Annuity Rewards benefit are met.

F-2

APPENDIX G – FORMULA UNDER GRO PLUS 2008

(The following formula also applies to elections of HD GRO, if HD GRO was elected prior to July 16, 2010)

THE FOLLOWING ARE THE TERMS AND DEFINITIONS REFERENCED IN THE TRANSFER CALCULATION FORMULA:

■	AV is the current Account Value of the Annuity

■	V is the current Account Value of the elected Sub-accounts of the Annuity

■	B is the total current value of the AST bond portfolio Sub-account

■	Cl is the lower target value. Currently, it is 79%.

■	Ct is the middle target value. Currently, it is 82%.

■	Cu is the upper target value. Currently, it is 85%.

For each guarantee provided under the benefit,

■	Gi is the guarantee amount

■	Ni is the number of days until the maturity date

■

di is the discount rate applicable to the number of days until the maturity date. It is determined with reference to a benchmark index, reduced by the Discount Rate Adjustment. Once selected, we will not change the applicable benchmark index. However, if the benchmark index is discontinued, we will substitute a successor benchmark index, if there is one. Otherwise we will substitute a comparable benchmark index. We will obtain any required regulatory approvals prior to substitution of the benchmark index.

The formula, which is set on the Effective Date and is not changed while the Rider is in effect, determines, on each Valuation Day, when a transfer is required.

The formula begins by determining the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the guarantee amount at the end of the Base Guarantee Period or Step-Up Guarantee Period. We call the greatest of these values the “current liability (L).”

L	=	MAX (Li), where Li = Gi / (1 + di)^(Ni/365) .

Next the formula calculates the following formula ratio:

r	=	(L – B) / V.

If the formula ratio exceeds an upper target value, then all or a portion of the Account Value will be transferred to the bond fund Sub-account associated with the current liability. If at the time we make a transfer to the bond fund Sub-account associated with the current liability there is Account Value allocated to a bond fund Sub-account not associated with the current liability, we will transfer all assets from that bond fund Sub-account to the bond fund Sub-account associated with the current liability.

The formula will transfer assets into the Transfer Account if r > Cu.

The transfer amount is calculated by the following formula:

T	=	{Min(V, [L – B – V*Ct] / (1 – Ct))}

If the formula ratio is less than a lower target value and there are assets in the Transfer Account, then the formula will transfer assets out of the Transfer Account into the elected Sub-accounts.

The transfer amount is calculated by the following formula:

T	=	{Min(B, – [L – B – V*Ct] / (1 – Ct))}

If following a transfer to the elected Sub-accounts, there are assets remaining in a bond fund Sub-account not associated with the current liability, we will transfer all assets from that bond fund Sub-account to the bond fund Sub-account associated with the current liability.

G-1

FORMULA FOR ANNUITIES WITH 90% CAP RULE FEATURE – GRO PLUS 2008 AND HIGHEST DAILY GRO

(The following formula also applies to elections of HD GRO with 90% cap, if HD GRO with 90% cap was elected prior to July 16, 2010)

The Following are the Terms and Definitions Referenced in the Transfer Calculation Formula:

■	AV is the current Account Value of the Annuity

■	V is the current Account Value of the elected Sub-accounts of the Annuity

■	B is the total current value of the AST bond portfolio Sub-account

■	Cl is the lower target value. Currently, it is 79%.

■	Ct is the middle target value. Currently, it is 82%.

■	Cu is the upper target value. Currently, it is 85%.

■	T is the amount of a transfer into or out of the Transfer AST bond portfolio Sub-account.

For each guarantee provided under the benefit,

■	Gi is the guarantee amount

■	Ni is the number of days until the maturity date

■

di is the discount rate applicable to the number of days until the maturity date. It is determined with reference to a benchmark index, reduced by the Discount Rate Adjustment and subject to the discount rate minimum. The discount rate minimum, beginning on the effective date of the benefit, is three percent, and will decline monthly over the first twenty-four months following the effective date of the benefit to one percent in the twenty-fifth month, and will remain at one percent for every month thereafter. Once selected, we will not change the applicable benchmark index. However, if the benchmark index is discontinued, we will substitute a successor benchmark index, if there is one. Otherwise we will substitute a comparable benchmark index. We will obtain any required regulatory approvals prior to substitution of the benchmark index.

Transfer Calculation

The formula, which is set on the Effective Date of the 90% Cap Rule, and is not changed while the benefit is in effect, determines, on each Valuation Day, when a transfer is required.

On the Effective Date of the 90% Cap Rule (and only on this date), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the AST bond portfolio Sub-account:

If (B / (V + B) > .90), then
T	=	B – [(V + B) * .90]

If T as described above is greater than $0, then that amount (“T”) is transferred from the AST bond portfolio Sub-account to the elected Sub-accounts and no additional transfer calculations are performed on the Effective Date of the 90% Cap Rule. Any transfers into the AST bond portfolio Sub-account are suspended. The suspension will be lifted once a transfer out of the AST bond portfolio Sub-account occurs.

On each Valuation Date thereafter (including the Effective Date of the 90% Cap Rule, provided (B / (V + B) < = .90), the formula begins by determining the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the Guarantee Amount at the end of the Guarantee Period. We call the greatest of these values the “current liability (L).”

L	=	MAX(Li), where Li = Gi / (1 + di)^(Ni/365)

Next the formula calculates the following formula ratio:

r	=	(L – B) / V

G-2

If the formula ratio exceeds an upper target value, then all or a portion of the Account Value will be transferred to the AST bond portfolio Sub-account associated with the current liability, subject to the rule that prevents a transfer into that AST bond portfolio Sub-account if 90% or more of Account Value is in that Sub-account (the “90% cap rule”). If, at the time we make a transfer to the AST bond portfolio Sub-account associated with the current liability, there is Account Value allocated to an AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

The formula will transfer assets into the Transfer AST bond portfolio Sub-account if r > Cu, subject to the 90% cap rule.

The transfer amount is calculated by the following formula:

T	=	{Min(MAX(0, (.90 * (V + B)) – B), [L – B – V * Ct] / (1 – Ct))}

If the formula ratio is less than a lower target value and there are assets in the Transfer AST bond portfolio Sub-account, then the formula will transfer assets out of the Transfer AST bond portfolio Sub-account into the elected Sub-accounts.

The formula will transfer assets out of the Transfer AST bond portfolio Sub-account if r < Cl and B > 0.

The transfer amount is calculated by the following formula:

T	=	{Min(B, – [L – B – V * Ct] / (1 – Ct))}

If, following a transfer to the elected Sub-accounts, there are assets remaining in an AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

If transfers into the AST bond portfolio Sub-account are restricted due to the operation of the 90% cap rule, then we will not perform any intra-AST bond portfolio Sub-account transfers. However, if assets transfer out of an AST bond portfolio Sub-account and into the elected Sub-accounts due to the maturity of the AST bond portfolio, by operation of the formula, assets may subsequently transfer to another AST bond portfolio Sub-account that is associated with a future guarantee, subject to the 90% cap rule.

G-3

APPENDIX H – FORMULA UNDER HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT AND SPOUSAL HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT

(including Highest Daily Lifetime Seven with BIO, Highest Daily Lifetime Seven with LIA and Spousal Highest Daily Lifetime Seven with BIO)

1. Formula for Contracts Issued on or after July 21, 2008

(Without Election of 90% Cap Feature)

TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:

■	Cu – the upper target is established on the effective date of the Highest Daily Lifetime Seven benefit (the “Effective Date”) and is not changed for the life of the guarantee. Currently, it is 83%.

■	Ct – the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

■	Cl – the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 77%.

■	L – the target value as of the current business day.

■	r – the target ratio.

■	a – factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee.

■	Vv – the total value of all Permitted Sub-accounts in the Annuity.

■	VF – the total value of all elected Fixed Rate Options in the Annuity.

■	B – the total value of the AST Investment Grade Bond Portfolio Sub-account.

■

P – Income Basis. Prior to the first withdrawal, the Income Basis is the Protected Withdrawal Value calculated as if the first withdrawal were taken on the date of calculation. After the first withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value at the time of the first withdrawal, adjusted for additional purchase payments including the amount of any associated Credits, and adjusted proportionally for excess withdrawals*, (2) any highest quarterly value increased for additional purchase payments including the amount of any associated Credits, and adjusted for withdrawals, and (3) the Account Value.

■	T – the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account.

*	Note: withdrawals of less than the Annual Income Amount do not reduce the Income Basis.

TARGET VALUE CALCULATION:

On each business day, a target value (L) is calculated, according to the following formula. If the Account Value (VV + VF) is equal to zero, no calculation is necessary.

L	=	0.05 * P * a

TRANSFER CALCULATION:

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

Target Ratio r	=	(L – B) / (VV + VF).

■	If r > Cu, assets in the Permitted Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account.

■

If r < Cl, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T	=	{Min (VV + VF), [L – B – (VV + VF) * Ct] / (1 – Ct))}	Money is transferred from the Permitted Sub-accounts and Fixed Rate Options to the AST Investment Grade Bond Sub-account

T	=	{Min (B, – [L – B – (VV + VF)* Ct] / (1 – Ct))}	Money is transferred from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts

2. Formula for Contracts Issued Prior to 7/21/08

(Without Election of 90% Cap Feature)

TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:

■	Cu – the upper target is established on the effective date of the Highest Daily Lifetime Seven benefit (the “Effective Date”) and is not changed for the life of the guarantee. Currently, it is 83%.

■	Ct – the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

■	Cl – the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 77%.

■	L – the target value as of the current business day.

■	r – the target ratio.

■	a – factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee.

■	V – the total value of all Permitted Sub-accounts in the annuity.

■	B – the total value of the AST Investment Grade Bond Portfolio Sub-account.

■

P – Income Basis. Prior to the first withdrawal, the Income Basis is the Protected Withdrawal Value calculated as if the first withdrawal were taken on the date of calculation. After the first withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value at the time of the first withdrawal, adjusted for additional purchase payments including the amount of any associated Credits, and adjusted proportionally for excess withdrawals*, (2) any highest quarterly value increased for additional purchase payments including the amount of any associated Credits, and adjusted for withdrawals, and (3) the Account Value.

■	T – the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account

*	Note: withdrawals of less than the Annual Income Amount do not reduce the Income Basis.

TARGET VALUE CALCULATION:

On each business day, a target value (L) is calculated, according to the following formula. If the variable account value (V) is equal to zero, no calculation is necessary.

L	=	0.05 * P * a

TRANSFER CALCULATION:

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

Target Ratio r	=	(L – B) / V.

■	If r > Cu, assets in the Permitted Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account.

■

If r < Cl, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T	=	{Min(V, [L – B – V * Ct] / (1 – Ct))},	Money is transferred from the Permitted Sub-accounts to the AST Investment Grade Bond Portfolio Sub-account

T	=	{Min(B, – [L – B – V * Ct] / (1 – Ct))},	Money is transferred from the AST Investment Grade Bond Portfolio Sub-account to the Permitted Sub-accounts

3. Formula for Annuities with 90% Cap Feature if Benefit was Elected Prior to July 21, 2008

See above for the Terms and Definitions Referenced in the Calculation Formula.

Target Value Calculation:

On each Valuation Day, a target value (L) is calculated, according to the following formula. Target values are subject to change for new elections of the Rider on a going-forward basis.

L	=	0.05 * P * a

Transfer Calculation:

The following formula, which is set on the Effective Date of the 90% Cap Rule as shown in the Schedule Supplement and is not changed for the life of the guarantee, determines when a transfer is required. On the Effective Date of the 90% Cap Rule (and only on this date), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account:

If (B / (V + B) > .90) then
T	=	B – [(V + B) * .90]

If T is greater than $0 as described above, then no additional transfer calculations are performed on the Effective Date of the 90% Cap Rule. Any transfers into the AST Investment Grade Bond Portfolio Sub-account are suspended. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs.

On each Valuation Day thereafter (including the Effective Date of the 90% Cap Rule, provided B / (V + B) <= .90), the following asset transfer calculation is performed:

Target Ratio r	=	(L – B) / V

■	If r > Cu, assets in the elected Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account provided transfers are not suspended under the 90% Cap Rule described below.

■

If r < Cl and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the elected Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Effective Date of the 90% Cap Rule and is not changed for the life of the guarantee, determines the transfer amount:

T	=	Min (MAX (0, (0.90 * (V + B)) – B), [L – B – V * Ct] / (1 – Ct))	Money is transferred from the elected Sub-accounts to the AST Investment Grade Bond Portfolio Sub-account

T	=	{Min (B, – [L – B – V * Ct] / (1 – Ct))}	Money is transferred from the AST Investment Grade Bond Portfolio Sub-account to the elected Sub-accounts.

At any given time, some, most, or none of the Account Value may be allocated to the AST Investment Grade Bond Portfolio Sub-account under the Transfer Calculation formula.

90% Cap Rule: If, on any Valuation Day, on and after the Effective Date of the 90% Cap Rule, a transfer into the AST Investment Grade Bond Portfolio Sub-account occurs which results in 90% of the Account Value being allocated to the AST Investment Grade Bond Portfolio Sub-account, any transfers into the AST Investment Grade Bond Portfolio Sub-account will be suspended, even if the formula would otherwise dictate that a transfer into the AST Investment Grade Bond Portfolio Sub-account should occur. Transfers out of the AST Investment Grade Bond Portfolio Sub-account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs. Due to the performance of the AST Investment Grade Bond Portfolio Sub-account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the AST Investment Grade Bond Portfolio Sub-account.

4. Formula for Annuities with 90% Cap Feature if Benefit was Elected on or after July 21, 2008

See above for the Terms and Definitions Referenced in the Calculation Formula

Target Value Calculation:

On each Valuation Day, a target value (L) is calculated, according to the following formula. Target values are subject to change for new elections of the Rider on a going-forward basis.

L	=	0.05 * P * a

Transfer Calculation:

The following formula, which is set on the Effective Date of the 90% Cap Rule as shown in the Schedule Supplement and is not changed for the life of the guarantee, determines when a transfer is required. On the Effective Date of the 90% Cap Rule (and only on this date), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account:

If (B / (VV + VF + B) > .90) then
T	=	B – [(VV + VF + B) * .90]

If T is greater than $0 as described above, then no additional transfer calculations are performed on the Effective Date of the 90% Cap Rule. Any transfers into the AST Investment Grade Bond Portfolio Sub-account are suspended. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs.

On each Valuation Day thereafter (including the Effective Date of the 90% Cap Rule, provided B / (VV + VF + B) <= .90), the following asset transfer calculation is performed:

Target Ratio r	=	(L – B) / (VV + VF)

■	If r > Cu, assets in the elected Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account, provided transfers are not suspended under the 90% Cap Rule described below.

■

If r < Cl and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the elected Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Effective Date of the 90% Cap Rule and is not changed for the life of the guarantee, determines the transfer amount:

T	=	Min (MAX (0, (0.90 * (VV + VF + B)) – B), [L – B – (VV + VF) * Ct] / (1 – Ct))	Money is transferred from the elected Sub-accounts to AST Investment Grade Bond Portfolio Sub-account.

T	=	{Min (B, – [L – B – (VV + VF) * Ct] / (1 – Ct))}	Money is transferred from the AST Investment Grade Bond Portfolio Sub-account to the elected Sub-accounts.

At any given time, some, most, or none of the Account Value may be allocated to the AST Investment Grade Bond Portfolio Sub-account under the Transfer Calculation formula.

90% Cap Rule: If, on any Valuation Day, on and after the Effective Date of the 90% Cap Rule, a transfer into the AST Investment Grade Bond Portfolio Sub-account occurs which results in 90% of the Account Value being allocated to the AST Investment Grade Bond Portfolio Sub-account, any transfers into the AST Investment Grade Bond Portfolio Sub-account will be suspended, even if the formula would otherwise dictate that a transfer into the AST Investment Grade Bond Portfolio Sub-account should occur. Transfers out of the AST Investment Grade Bond Portfolio Sub-account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs. Due to the performance of the AST Investment Grade Bond Portfolio Sub-account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the AST Investment Grade Bond Portfolio Sub-account.

“a” Factors for Liability Calculations

(in Years and Months since Benefit Effective Date)*

Years	Months 1	2	3	4	5	6	7	8	9	10	11	12
1	15.34	15.31	15.27	15.23	15.20	15.16	15.13	15.09	15.05	15.02	14.98	14.95
2	14.91	14.87	14.84	14.80	14.76	14.73	14.69	14.66	14.62	14.58	14.55	14.51
3	14.47	14.44	14.40	14.36	14.33	14.29	14.26	14.22	14.18	14.15	14.11	14.07
4	14.04	14.00	13.96	13.93	13.89	13.85	13.82	13.78	13.74	13.71	13.67	13.63
5	13.60	13.56	13.52	13.48	13.45	13.41	13.37	13.34	13.30	13.26	13.23	13.19
6	13.15	13.12	13.08	13.04	13.00	12.97	12.93	12.89	12.86	12.82	12.78	12.75
7	12.71	12.67	12.63	12.60	12.56	12.52	12.49	12.45	12.41	12.38	12.34	12.30
8	12.26	12.23	12.19	12.15	12.12	12.08	12.04	12.01	11.97	11.93	11.90	11.86
9	11.82	11.78	11.75	11.71	11.67	11.64	11.60	11.56	11.53	11.49	11.45	11.42
10	11.38	11.34	11.31	11.27	11.23	11.20	11.16	11.12	11.09	11.05	11.01	10.98
11	10.94	10.90	10.87	10.83	10.79	10.76	10.72	10.69	10.65	10.61	10.58	10.54
12	10.50	10.47	10.43	10.40	10.36	10.32	10.29	10.25	10.21	10.18	10.14	10.11
13	10.07	10.04	10.00	9.96	9.93	9.89	9.86	9.82	9.79	9.75	9.71	9.68
14	9.64	9.61	9.57	9.54	9.50	9.47	9.43	9.40	9.36	9.33	9.29	9.26
15	9.22	9.19	9.15	9.12	9.08	9.05	9.02	8.98	8.95	8.91	8.88	8.84
16	8.81	8.77	8.74	8.71	8.67	8.64	8.60	8.57	8.54	8.50	8.47	8.44
17	8.40	8.37	8.34	8.30	8.27	8.24	8.20	8.17	8.14	8.10	8.07	8.04
18	8.00	7.97	7.94	7.91	7.88	7.84	7.81	7.78	7.75	7.71	7.68	7.65
19	7.62	7.59	7.55	7.52	7.49	7.46	7.43	7.40	7.37	7.33	7.30	7.27
20	7.24	7.21	7.18	7.15	7.12	7.09	7.06	7.03	7.00	6.97	6.94	6.91
21	6.88	6.85	6.82	6.79	6.76	6.73	6.70	6.67	6.64	6.61	6.58	6.55
22	6.52	6.50	6.47	6.44	6.41	6.38	6.36	6.33	6.30	6.27	6.24	6.22
23	6.19	6.16	6.13	6.11	6.08	6.05	6.03	6.00	5.97	5.94	5.92	5.89
24	5.86	5.84	5.81	5.79	5.76	5.74	5.71	5.69	5.66	5.63	5.61	5.58
25	5.56	5.53	5.51	5.48	5.46	5.44	5.41	5.39	5.36	5.34	5.32	5.29
26	5.27	5.24	5.22	5.20	5.18	5.15	5.13	5.11	5.08	5.06	5.04	5.01
27	4.99	4.97	4.95	4.93	4.91	4.88	4.86	4.84	4.82	4.80	4.78	4.75
28	4.73	4.71	4.69	4.67	4.65	4.63	4.61	4.59	4.57	4.55	4.53	4.51
29	4.49	4.47	4.45	4.43	4.41	4.39	4.37	4.35	4.33	4.32	4.30	4.28
30	4.26	4.24	4.22	4.20	4.18	4.17	4.15	4.13	4.11	4.09	4.07	4.06
31	4.04	4.02	4.00	3.98	3.97	3.95	3.93	3.91	3.90	3.88	3.86	3.84
32	3.83	3.81	3.79	3.78	3.76	3.74	3.72	3.71	3.69	3.67	3.66	3.64
33	3.62	3.61	3.59	3.57	3.55	3.54	3.52	3.50	3.49	3.47	3.45	3.44
34	3.42	3.40	3.39	3.37	3.35	3.34	3.32	3.30	3.29	3.27	3.25	3.24
35	3.22	3.20	3.18	3.17	3.15	3.13	3.12	3.10	3.08	3.07	3.05	3.03
36	3.02	3.00	2.98	2.96	2.95	2.93	2.91	2.90	2.88	2.86	2.85	2.83
37	2.81	2.79	2.78	2.76	2.74	2.73	2.71	2.69	2.68	2.66	2.64	2.62
38	2.61	2.59	2.57	2.56	2.54	2.52	2.51	2.49	2.47	2.45	2.44	2.42
39	2.40	2.39	2.37	2.35	2.34	2.32	2.30	2.29	2.27	2.25	2.24	2.22
40	2.20	2.19	2.17	2.15	2.14	2.12	2.11	2.09	2.07	2.06	2.04	2.02
41	2.01	1.84	1.67	1.51	1.34	1.17	1.00	0.84	0.67	0.50	0.33	0.17

*	The values set forth in this table are applied to all ages, and apply to each formula set out in this Appendix.

APPENDIX I – FORMULA FOR HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT AND SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT

(including Highest Daily Lifetime 7 Plus with BIO, Highest Daily Lifetime 7 Plus with LIA and Spousal Highest Daily Lifetime 7 Plus with BIO)

TRANSFERS OF ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST INVESTMENT GRADE BOND SUB-ACCOUNT

TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULAS:

■

Cu – the upper target is established on the effective date of the Highest Daily Lifetime 7 Plus/Spousal Highest Daily Lifetime 7 Plus benefit (the “Effective Date”) and is not changed for the life of the guarantee. Currently, it is 83%.

■

Cus – The secondary upper target is established on the effective date of the Highest Daily Lifetime 7 Plus/Spousal Highest Daily Lifetime 7 Plus benefit (the “Effective Date”) and is not changed for the life of the guarantee. Currently it is 84.5%

■	Ct – the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

■	Cl – the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 78%.

■	L – the target value as of the current Valuation Day.

■	r – the target ratio.

■	a – factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. (See below for the table of “a” factors)

■	Vv – the total value of all Permitted Sub-accounts in the Annuity.

■	VF – the total value of all elected Fixed Rate Options in the Annuity

■	B – the total value of the AST Investment Grade Bond Portfolio Sub-account.

■

P – Income Basis. Prior to the first Lifetime Withdrawal, the Income Basis is equal to the Protected Withdrawal Value calculated as if the first Lifetime Withdrawal were taken on the date of calculation. After the first Lifetime Withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for additional Purchase Payments, including the amount of any associated Credits, and adjusted proportionally for excess withdrawals*, and (2) any highest daily Account Value occurring on or after the date of the first Lifetime Withdrawal and prior to or including the date of this calculation increased for additional Purchase Payments including the amount of any associated Credits, and adjusted for Lifetime Withdrawals.

■	T – the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account

■	TM – the amount of a monthly transfer out of the AST Investment Grade Bond Portfolio

*	Note: Lifetime Withdrawals of less than or equal to the Annual Income Amount do not reduce the Income Basis.

DAILY CALCULATIONS

TARGET VALUE CALCULATION:

On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (VV+ VF) is equal to zero, no calculation is necessary.

L	=	0.05 * P * a

TRANSFER CALCULATION:

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

Target Ratio r	=	(L – B) / (VV + VF).

I-1

■

If on the third consecutive Valuation Day r > Cu and r ≤ Cus or if on any day r > Cus, and subject to the 90% cap rule described above, assets in the Permitted Sub-accounts (including DCA Fixed Rate Option used with any applicable 6 or 12 Month DCA Program) are transferred to the AST Investment Grade Bond Portfolio Sub-account.

■

If r < Cl, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T	=	Min (MAX (0, (0.90 * (VV + VF + B)) – B), [L – B – (VV + VF) * Ct] / (1 – Ct))	Money is transferred from the Permitted Sub-accounts and Fixed Rate Options to the AST Investment Grade Bond Sub-account

T	=	{Min (B, – [L – B – (VV + VF)* Ct] / (1 – Ct))}	Money is transferred from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts

MONTHLY CALCULATION

On each monthly anniversary of the Annuity Issue Date and following the daily Transfer Calculation above, the following formula determines if a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-Accounts will occur:

If, after the daily Transfer Calculation is performed,

{Min (B, .05 * (VV + VF + B))} < (Cu * (VV + VF) – L + B) / (1 – Cu), then

TM	=	{Min (B, .05 * (VV + VF + B))}	Money is transferred from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts.

“a” Factors for Liability Calculations

(in Years and Months since Benefit Effective Date)*

Years	Months 1	2	3	4	5	6	7	8	9	10	11	12
1	15.34	15.31	15.27	15.23	15.20	15.16	15.13	15.09	15.05	15.02	14.98	14.95
2	14.91	14.87	14.84	14.80	14.76	14.73	14.69	14.66	14.62	14.58	14.55	14.51
3	14.47	14.44	14.40	14.36	14.33	14.29	14.26	14.22	14.18	14.15	14.11	14.07
4	14.04	14.00	13.96	13.93	13.89	13.85	13.82	13.78	13.74	13.71	13.67	13.63
5	13.60	13.56	13.52	13.48	13.45	13.41	13.37	13.34	13.30	13.26	13.23	13.19
6	13.15	13.12	13.08	13.04	13.00	12.97	12.93	12.89	12.86	12.82	12.78	12.75
7	12.71	12.67	12.63	12.60	12.56	12.52	12.49	12.45	12.41	12.38	12.34	12.30
8	12.26	12.23	12.19	12.15	12.12	12.08	12.04	12.01	11.97	11.93	11.90	11.86
9	11.82	11.78	11.75	11.71	11.67	11.64	11.60	11.56	11.53	11.49	11.45	11.42
10	11.38	11.34	11.31	11.27	11.23	11.20	11.16	11.12	11.09	11.05	11.01	10.98
11	10.94	10.90	10.87	10.83	10.79	10.76	10.72	10.69	10.65	10.61	10.58	10.54
12	10.50	10.47	10.43	10.40	10.36	10.32	10.29	10.25	10.21	10.18	10.14	10.11
13	10.07	10.04	10.00	9.96	9.93	9.89	9.86	9.82	9.79	9.75	9.71	9.68
14	9.64	9.61	9.57	9.54	9.50	9.47	9.43	9.40	9.36	9.33	9.29	9.26
15	9.22	9.19	9.15	9.12	9.08	9.05	9.02	8.98	8.95	8.91	8.88	8.84
16	8.81	8.77	8.74	8.71	8.67	8.64	8.60	8.57	8.54	8.50	8.47	8.44
17	8.40	8.37	8.34	8.30	8.27	8.24	8.20	8.17	8.14	8.10	8.07	8.04
18	8.00	7.97	7.94	7.91	7.88	7.84	7.81	7.78	7.75	7.71	7.68	7.65
19	7.62	7.59	7.55	7.52	7.49	7.46	7.43	7.40	7.37	7.33	7.30	7.27
20	7.24	7.21	7.18	7.15	7.12	7.09	7.06	7.03	7.00	6.97	6.94	6.91
21	6.88	6.85	6.82	6.79	6.76	6.73	6.70	6.67	6.64	6.61	6.58	6.55
22	6.52	6.50	6.47	6.44	6.41	6.38	6.36	6.33	6.30	6.27	6.24	6.22
23	6.19	6.16	6.13	6.11	6.08	6.05	6.03	6.00	5.97	5.94	5.92	5.89
24	5.86	5.84	5.81	5.79	5.76	5.74	5.71	5.69	5.66	5.63	5.61	5.58
25	5.56	5.53	5.51	5.48	5.46	5.44	5.41	5.39	5.36	5.34	5.32	5.29
26	5.27	5.24	5.22	5.20	5.18	5.15	5.13	5.11	5.08	5.06	5.04	5.01
27	4.99	4.97	4.95	4.93	4.91	4.88	4.86	4.84	4.82	4.80	4.78	4.75
28	4.73	4.71	4.69	4.67	4.65	4.63	4.61	4.59	4.57	4.55	4.53	4.51
29	4.49	4.47	4.45	4.43	4.41	4.39	4.37	4.35	4.33	4.32	4.30	4.28
30	4.26	4.24	4.22	4.20	4.18	4.17	4.15	4.13	4.11	4.09	4.07	4.06	**

*	The values set forth in this table are applied to all ages.
**	In all subsequent years and months thereafter, the annuity factor is 4.06

I-2

APPENDIX J – SPECIAL CONTRACT PROVISIONS FOR ANNUITIES ISSUED IN CERTAIN STATES

Certain features of your Annuity may be different than the features described earlier in this prospectus if your Annuity is issued in certain states described below. For Annuities issued in New York, please see Appendix G.

Jurisdiction	Special Provisions
Connecticut	Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available.
Hawaii	Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available.
Iowa	Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available.
Maryland	Fixed Allocations are not available.
Massachusetts

If your Annuity is issued in Massachusetts after January 1, 2009, the annuity rates we use to calculate annuity payments are available only on a gender-neutral basis under any Annuity Option or any lifetime withdrawal optional benefit (except the Guaranteed Minimum Withdrawal Benefit).

Medically Related Surrenders are not available.

Montana	If your Annuity is issued in Montana, the annuity rates we use to calculate annuity payments are available only on a gender-neutral basis under any Annuity Option or any lifetime withdrawal optional benefit (except the Guaranteed Minimum Withdrawal Benefit).
Nevada	Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available. Fixed Allocations are not available.
New York	Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available.
North Dakota	Fixed Allocations are not available.
Texas	Death benefit suspension not applicable upon provision of evidence of good health. See annuity contract for exact details.
Utah	Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available.
Vermont	Fixed Allocations are not available.
Washington

If your Annuity was issued in Washington, and you have elected Highest Daily Lifetime Five, or any version of Highest Daily Lifetime Seven or Highest Daily Lifetime 7 Plus, the Guaranteed Minimum Account Value Credit otherwise available on these optional benefits is not available.

Fixed Allocations are not available. Combination Roll-Up Value and Highest Periodic Value Death Benefit not available. Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available.

J-1

APPENDIX K – FORMULA UNDER THE GUARANTEED RETURN OPTION PLUS BENEFIT

We set out below the current formula under which we may transfer amounts between the Sub-accounts and the Fixed Allocations. We will not alter the formula.

TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:

■	AV is the current Account Value of the Annuity (including any Market Value Adjustment on Fixed Allocations)

■	V is the current Account Value of the elected Sub-accounts of the Annuity

■	F is the current Account Value of the Fixed Allocations

For each guarantee provided under the program,

■	Gi is the Principal Value of the guarantee

■	ti is the number of whole and partial years until the maturity date of the guarantee.

■	ri is the current fixed rate associated with Fixed Allocations of length ti (ti is rounded to the next highest integer to determine this rate).

The formula determines, on each Valuation Day, when a transfer is required.

The formula begins by determining for each guarantee the value (Li) that, if appreciated at the current fixed rate, would equal the Principal Value on the applicable maturity date. We call the greatest of these values the “current liability (L).”

L	=	MAX (Li), where Li = Gi / (1 + ri)[t] [i]

Next, the formula determines whether or not a transfer to or from the Fixed Allocations is needed:

A transfer into the Fixed Allocations will occur if L > (AV – 0.2 * V), and V > 0.

The transfer amount is calculated by the following formula:

T	=	MIN(V, (V – (1 / 0.23) * (AV – L)))

A transfer from the Fixed Allocations to the Sub-accounts will occur if L < (AV – 0.26 * V), and F > 0.

The transfer amount is calculated by the following formula:

T	=	MIN(F, ((1 / 0.23) * (AV – L) – V))

K-1

APPENDIX L – FORMULA UNDER THE GUARANTEED RETURN OPTION BENEFIT

We set out below the current formula under which we may transfer amounts between the Sub-accounts and the Fixed Allocations. We will not alter this pre-determined mathematical formula.

TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:

■	AV is the current Account Value of the Annuity (including any Market Value Adjustment on Fixed Allocations)

■	V is the current Account Value of the elected Sub-accounts of the Annuity

■	F is the current Account Value of the Fixed Allocations

■	G is the Principal Value of the guarantee

■	t is the number of whole and partial years between the current Valuation Day and the maturity date.

■	ti is the number of whole and partial years between the next Valuation Day (i.e., the Valuation Day immediately following the current Valuation Day) and the maturity date.

■	r is the fixed rate associated with Fixed Allocations of length t (t1 is rounded to the next highest whole number to determine this rate) as of the current Valuation Day.

■	ri is the fixed rate associated with Fixed Allocations of length t1 (t1 is rounded to the next highest whole number to determine this rate) as of the next Valuation Day.

■	M is the total maturity value of all Fixed Allocations, i.e., the total value that the Fixed Allocations will have on the maturity date of the guarantee if no subsequent transactions occur.

The formula determines, on each Valuation Day, when a transfer is required.

The formula begins by determining a “cushion”, D:

D	=	1 – [(G – M) / (1 + r)t] / V

Next, the formula determines whether or not a transfer to or from the Fixed Allocations is needed:

A transfer into the Fixed Allocations will occur if D < 0.20, V > 0, and V > 0.02 * AV.

The transfer amount is calculated by the following formula:

T	=	MIN(V, (V * (0.75 * (1 + ri)[t]i – G + M) / (0.75 * (1 + ri)[t]i – (1 + r)t)))

A transfer from the Fixed Allocations to the Sub-accounts will occur if D > 0.30 and F > 0.

The transfer amount is calculated by the following formula:

T	=	MIN(F, (V * (0.75 * (1 + ri)[t]i – G + M) / ((1 + r)[t] – 0.75 * (1 + ri)[t]i)))

L-1

APPENDIX M – FORMULA FOR HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT AND SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT

(including Highest Daily Lifetime 6 Plus with LIA)

TRANSFERS OF ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE

AST INVESTMENT GRADE BOND SUB-ACCOUNT

TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULAS:

■

Cu – the upper target is established on the effective date of the Highest Daily Lifetime 6 Plus/Spousal Highest Daily Lifetime 6 Plus benefit (the “Effective Date”) and is not changed for the life of the guarantee. Currently, it is 83%.

■

Cus – The secondary upper target is established on the effective date of the Highest Daily Lifetime 6 Plus/Spousal Highest Daily Lifetime 6 Plus benefit (the “Effective Date”) and is not changed for the life of the guarantee. Currently it is 84.5%.

■	Ct – the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

■	Cl – the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 78%.

■	L – the target value as of the current Valuation Day.

■	r – the target ratio.

■	a – factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. (See below for the table of “a” factors).

■	Vv – the total value of all Permitted Sub-accounts in the Annuity.

■	VF – the total value of all elected Fixed Rate Options in the Annuity.

■	B – the total value of the AST Investment Grade Bond Portfolio Sub-account.

■

P – Income Basis. Prior to the first Lifetime Withdrawal, the Income Basis is equal to the Protected Withdrawal Value calculated as if the first Lifetime Withdrawal were taken on the date of calculation. After the first Lifetime Withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for additional purchase payments, including the amount of any associated purchase Credits, and adjusted proportionally for excess withdrawals*, and (2) the Protected Withdrawal Value on any Annuity Anniversary subsequent to the first Lifetime Withdrawal, increased for subsequent additional purchase payments (including the amount of any associated purchase Credits) and adjusted proportionately for Excess Income* and (3) any highest daily Account Value occurring on or after the later of the immediately preceding Annuity anniversary, or the date of the first Lifetime Withdrawal, and prior to or including the date of this calculation, increased for additional purchase payments (including the amount of any associated purchase Credits) and adjusted for withdrawals, as described herein.

■	T – the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account.

■	TM – the amount of a monthly transfer out of the AST Investment Grade Bond Portfolio.

*	Note: Lifetime Withdrawals of less than or equal to the Annual Income Amount do not reduce the Income Basis.

DAILY CALCULATIONS

TARGET VALUE CALCULATION:

On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (VV + VF) is equal to zero, no calculation is necessary.

L	=	0.05 * P * a

TRANSFER CALCULATION:

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

Target Ratio r	=	(L – B) / (VV + VF).

■

If on the third consecutive Valuation Day r > Cu and r ≤ Cus or if on any day r > Cus, and subject to the 90% cap rule described above, assets in the Permitted Sub-accounts (including DCA Fixed Rate Options used with any applicable 6 or 12 Month DCA Program) are transferred to the AST Investment Grade Bond Portfolio Sub-account.

■

If r < Cl, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts as described above.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T	=	Min (MAX (0, (0.90 * (VV + VF + B)) – B), [L – B – (VV + VF) * Ct] / (1 – Ct))	Money is transferred from the Permitted Sub-accounts and DCA Fixed Rate Options to the AST Investment Grade Bond Sub-account

T	=	{Min (B, – [L – B – (VV + VF) * Ct] / (1 – Ct))}	Money is transferred from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts

MONTHLY CALCULATION

On each monthly anniversary of the Annuity Issue Date and following the daily Transfer Calculation above, the following formula determines if a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-Accounts will occur:

If, after the daily Transfer Calculation is performed,

{Min (B, .05 * (VV + VF + B))} < (Cu * (VV + V F) – L + B) / (1 – C u), then

TM	=	{Min (B, .05 * (VV + VF + B))}	Money is transferred from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts.

“a” Factors for Liability Calculations

(in Years and Months since Benefit Effective Date)*

Years	Months 1	2	3	4	5	6	7	8	9	10	11	12
1	15.34	15.31	15.27	15.23	15.20	15.16	15.13	15.09	15.05	15.02	14.98	14.95
2	14.91	14.87	14.84	14.80	14.76	14.73	14.69	14.66	14.62	14.58	14.55	14.51
3	14.47	14.44	14.40	14.36	14.33	14.29	14.26	14.22	14.18	14.15	14.11	14.07
4	14.04	14.00	13.96	13.93	13.89	13.85	13.82	13.78	13.74	13.71	13.67	13.63
5	13.60	13.56	13.52	13.48	13.45	13.41	13.37	13.34	13.30	13.26	13.23	13.19
6	13.15	13.12	13.08	13.04	13.00	12.97	12.93	12.89	12.86	12.82	12.78	12.75
7	12.71	12.67	12.63	12.60	12.56	12.52	12.49	12.45	12.41	12.38	12.34	12.30
8	12.26	12.23	12.19	12.15	12.12	12.08	12.04	12.01	11.97	11.93	11.90	11.86
9	11.82	11.78	11.75	11.71	11.67	11.64	11.60	11.56	11.53	11.49	11.45	11.42
10	11.38	11.34	11.31	11.27	11.23	11.20	11.16	11.12	11.09	11.05	11.01	10.98
11	10.94	10.90	10.87	10.83	10.79	10.76	10.72	10.69	10.65	10.61	10.58	10.54
12	10.50	10.47	10.43	10.40	10.36	10.32	10.29	10.25	10.21	10.18	10.14	10.11
13	10.07	10.04	10.00	9.96	9.93	9.89	9.86	9.82	9.79	9.75	9.71	9.68
14	9.64	9.61	9.57	9.54	9.50	9.47	9.43	9.40	9.36	9.33	9.29	9.26
15	9.22	9.19	9.15	9.12	9.08	9.05	9.02	8.98	8.95	8.91	8.88	8.84
16	8.81	8.77	8.74	8.71	8.67	8.64	8.60	8.57	8.54	8.50	8.47	8.44
17	8.40	8.37	8.34	8.30	8.27	8.24	8.20	8.17	8.14	8.10	8.07	8.04
18	8.00	7.97	7.94	7.91	7.88	7.84	7.81	7.78	7.75	7.71	7.68	7.65
19	7.62	7.59	7.55	7.52	7.49	7.46	7.43	7.40	7.37	7.33	7.30	7.27
20	7.24	7.21	7.18	7.15	7.12	7.09	7.06	7.03	7.00	6.97	6.94	6.91
21	6.88	6.85	6.82	6.79	6.76	6.73	6.70	6.67	6.64	6.61	6.58	6.55
22	6.52	6.50	6.47	6.44	6.41	6.38	6.36	6.33	6.30	6.27	6.24	6.22
23	6.19	6.16	6.13	6.11	6.08	6.05	6.03	6.00	5.97	5.94	5.92	5.89
24	5.86	5.84	5.81	5.79	5.76	5.74	5.71	5.69	5.66	5.63	5.61	5.58
25	5.56	5.53	5.51	5.48	5.46	5.44	5.41	5.39	5.36	5.34	5.32	5.29
26	5.27	5.24	5.22	5.20	5.18	5.15	5.13	5.11	5.08	5.06	5.04	5.01
27	4.99	4.97	4.95	4.93	4.91	4.88	4.86	4.84	4.82	4.80	4.78	4.75
28	4.73	4.71	4.69	4.67	4.65	4.63	4.61	4.59	4.57	4.55	4.53	4.51
29	4.49	4.47	4.45	4.43	4.41	4.39	4.37	4.35	4.33	4.32	4.30	4.28
30	4.26	4.24	4.22	4.20	4.18	4.17	4.15	4.13	4.11	4.09	4.07	4.06	**

*	The values set forth in this table are applied to all ages.
**	In all subsequent years and months thereafter, the annuity factor is 4.06.

APPENDIX N – FORMULA FOR GRO PLUS II

(The following formula also applies to election of HD GRO II, if HD GRO was elected prior to July 16, 2010)

The following are the terms and definitions referenced in the transfer calculation formula:

■	AV is the current Account Value of the Annuity

■	VV is the current Account Value of the elected Sub-accounts of the Annuity

■	VF is the current Account Value of any fixed-rate Sub-accounts of the Annuity

■	B is the total current value of the AST bond portfolio Sub-account

■	Cl is the lower target value. Currently, it is 79%.

■	Ct is the middle target value. Currently, it is 82%.

■	Cu is the upper target value. Currently, it is 85%.

■	T is the amount of a transfer into or out of the AST bond portfolio Sub-account.

For each guarantee provided under the benefit,

■	Gi is the guarantee amount

■	Ni is the number of days until the maturity date

■

di is the discount rate applicable to the number of days until the maturity date. It is determined with reference to a benchmark index, reduced by the Discount Rate Adjustment and subject to the discount rate minimum. The discount rate minimum, beginning on the effective date of the benefit, is three percent, and will decline monthly over the first twenty-four months following the effective date of the benefit to one percent in the twenty-fifth month, and will remain at one percent for every month thereafter. Once selected, we will not change the applicable benchmark index. However, if the benchmark index is discontinued, we will substitute a successor benchmark index, if there is one. Otherwise we will substitute a comparable benchmark index. We will obtain any required regulatory approvals prior to substitution of the benchmark index.

The formula, which is set on the effective date and is not changed while the benefit is in effect, determines, on each Valuation Day, when a transfer is required.

The formula begins by determining the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the guarantee amount at the end of each applicable guarantee period. We call the greatest of these values the “current liability (L).”

L	=	MAX(Li), where Li = Gi / (1 + di)^(Ni/365)

Next the formula calculates the following formula ratio:

r	=	(L – B) / (VV + VF)

If the formula ratio exceeds an upper target value, then all or a portion of the Account Value will be transferred to the AST bond portfolio Sub-account associated with the current liability subject to the rule that prevents a transfer into that AST bond portfolio Sub-account if 90% or more of Account Value is in that Sub-account ( “90% cap rule”). If at the time we make a transfer to the AST bond portfolio Sub-account associated with the current liability there is Account Value allocated to an AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

The formula will transfer assets into the AST bond portfolio Sub-account if r > Cu, subject to the 90% cap rule.

The transfer amount is calculated by the following formula:

T	=	{Min(MAX(0, (.90 * (VV + VF + B)) – B), [L – B – (VV + VF) * Ct] / (1 – Ct))}

N-1

If the formula ratio is less than a lower target value and there are assets in the AST bond portfolio Sub-account, then the formula will transfer assets out of the AST bond portfolio Sub-account into the elected Sub-accounts.

The formula will transfer assets out of the AST bond portfolio Sub-account if r < Cl and B > 0.

The transfer amount is calculated by the following formula:

T	=	{Min(B, – [L – B – (VV + VF) * Ct] / (1 – Ct))}

If following a transfer to the elected Sub-accounts, there are assets remaining in a AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

If transfers into the AST bond portfolio Sub-account are restricted due to the operation of the 90% cap rule, then we will not perform any intra-AST bond portfolio Sub-account transfers. However, if assets transfer out of an AST bond portfolio Sub-account and into the elected Sub-accounts due to the maturity of the AST bond portfolio, by operation of the formula, assets may subsequently transfer to another AST bond portfolio Sub-account that is associated with a future guarantee, subject to the 90% cap.

N-2

APPENDIX O – FORMULA FOR HIGHEST DAILY GRO

Formula for elections of HD GRO on or after July 16, 2010, subject to state approval. The operation of the formula is the same as for elections of HD GRO prior to July 16, 2010. The formula below provides additional information regarding the concept of the Projected Future Guarantee throughout the Transfer Calculation.

THE FOLLOWING ARE THE TERMS AND DEFINITIONS REFERENCED IN THE TRANSFER CALCULATION FORMULA:

■	AV is the current Account Value of the Annuity

■	VV is the current Account Value of the elected Sub-accounts of the Annuity

■	VF is the current Account Value of the elected Fixed Rate Options of the Annuity

■	B is the total current value of the Transfer Account

■	Cl is the lower target value; it is established on the Effective Date and is not changed for the life of the guarantee

■	Ct is the middle target value; it is established on the Effective Date and is not changed for the life of the guarantee

■	Cu is the upper target value; it is established on the Effective Date and is not changed for the life of the guarantee

■	T is the amount of a transfer into or out of the Transfer Account

■

“Projected Future Guarantee” is an amount equal to the highest Account Value (adjusted for Withdrawals and additional Purchase Payments) within the current Benefit Year that would result in a new Guarantee Amount. For the Projected Future Guarantee, the assumed Guarantee Period begins on the current Valuation Day and ends10 years from the next anniversary of the Effective Date. We only calculate a Projected Future Guarantee if the assumed Guarantee Period associated with that Projected Future Guarantee does not extend beyond the latest Annuity Date applicable to the Annuity.

The formula, which is set on the Effective Date and is not changed while the Rider is in effect, determines, on each Valuation Day, when a transfer is required.

The formula begins by determining for each Guarantee Amount and for the Projected Future Guarantee, the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the Guarantee Amount at the end of the Guarantee Period. We call the greatest of these values the “current liability (L)”.

L = MAX (Li), where Li = Gi / (1 + di)^(Ni/365) .

Where:

■	Gi is the value of the Guarantee Amount or the Projected Future Guarantee

■	Ni is the number of days until the end of the Guarantee Period

■

di is the discount rate associated with the number of days until the end of a Guarantee Period (or the assumed Guarantee Period, for the Projected Future Guarantee). The discount rate is determined by taking the greater of the Benchmark Index Interest Rate less the Discount Rate Adjustment, and the Discount Rate Minimum. The applicable term of the Benchmark Index Interest Rate is the same as the number of days remaining until the end of the Guarantee Period (or the assumed Guarantee Period, for the Projected Future Guarantee). If no Benchmark Index Interest Rate is available for such term, the nearest available term will be used. The Discount Rate Minimum is determined based on the number of months since the Effective Date.

Next the formula calculates the following formula ratio (r):

r = (L – B) / (VV + VF).

If the formula ratio exceeds an upper target value, then Account Value will be transferred to the bond portfolio Sub-account associated with the current liability subject to the feature. If, at the time we make a transfer to the bond portfolio Sub-account associated with the current liability, there is Account Value allocated to a bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that bond portfolio Sub-account to the bond portfolio Sub-account associated with the current liability.

O-1

The formula will transfer assets into the Transfer Account if r > Cu and if transfers have not been suspended due to the feature. Assets in the elected Sub-accounts and Fixed Rate Options, if applicable, are transferred to the Transfer Account in accordance with the Transfer provisions of the Rider.

The transfer amount is calculated by the following formula:

T = {Min(MAX(0,(.90 * (VV + VF + B)) - B), [L – B – (VV + VF) * Ct] / (1 – Ct))}

If the formula ratio is less than a lower target value, and there are assets in the Transfer Account, then the formula will transfer assets out of the Transfer Account and into the elected Sub-accounts.

The formula will transfer assets out of the Transfer Account if r < Cl and B > 0.

The transfer amount is calculated by the following formula:

T = {Min (B, – [L – B – (VV + VF) * Ct] / (1 – Ct))}

If, following a transfer to the elected Sub-accounts, there are assets remaining in a bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that bond portfolio Sub-account to the bond portfolio Sub-account associated with the current liability.

90% Cap Feature: If, on any Valuation Day the Rider remains in effect, a transfer into the Transfer Account occurs which results in 90% of the Account Value being allocated to the Transfer Account, any transfers into the Transfer Account will be suspended even if the formula would otherwise dictate that a transfer into the Transfer Account should occur. Transfers out of the Transfer Account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the Transfer Account occurs. Due to the performance of the Transfer Account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the Transfer Account.

O-2

APPENDIX P – FORMULA FOR HIGHEST DAILY GRO II

Formula for elections of HD GRO II made on or after July 16, 2010, subject to state approval. The operation of the formula is the same as for elections of HD GRO II prior to July 16, 2010. The formula below provides additional information regarding the concept of the Projected Future Guarantee throughout the Transfer Calculation.

The following are the Terms and Definitions referenced in the Transfer Calculation Formula:

■	AV is the current Account Value of the Annuity

■	VV is the current Account Value of the elected Sub-accounts of the Annuity

■	VF is the current Account Value of the elected Fixed Rate Options of the Annuity

■	B is the total current value of the Transfer Account

■	Cl is the lower target value; it is established on the Effective Date and is not changed for the life of the guarantee

■	Ct is the middle target value; it is established on the Effective Date and is not changed for the life of the guarantee

■	Cu is the upper target value; it is established on the Effective Date and is not changed for the life of the guarantee

■	T is the amount of a transfer into or out of the Transfer Account

■

“Projected Future Guarantee” is an amount equal to the highest Account Value (adjusted for Withdrawals and additional Net Purchase Payments) within the current Benefit Year that would result in a new Guarantee Amount. For the Projected Future Guarantee, the assumed Guarantee Period begins on the current Valuation Day and ends10 years from the next anniversary of the Effective Date. We only calculate a Projected Future Guarantee if the assumed Guarantee Period associated with that Projected Future Guarantee does not extend beyond the latest Annuity Date applicable to the Annuity.

The formula, which is set on the Effective Date and is not changed while the Rider is in effect, determines, on each Valuation Day, when a transfer is required.

The formula begins by determining for each Guarantee Amount and for the Projected Future Guarantee, the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the Guarantee Amount at the end of the Guarantee Period. We call the greatest of these values the “current liability (L)”.

L = MAX (Li), where Li = Gi / (1 + di)^(Ni/365) .

Where:

■	Gi is the value of the Guarantee Amount or the Projected Future Guarantee

■	Ni is the number of days until the end of the Guarantee Period

■

di is the discount rate associated with the number of days until the end of a Guarantee Period (or the assumed Guarantee Period, for the Projected Future Guarantee). The discount rate is determined by taking the greater of the Benchmark Index Interest Rate less the Discount Rate Adjustment, and the Discount Rate Minimum. The applicable term of the Benchmark Index Interest Rate is the same as the number of days remaining until the end of the Guarantee Period (or the assumed Guarantee Period, for the Projected Future Guarantee). If no Benchmark Index Interest Rate is available for such term, the nearest available term will be used. The Discount Rate Minimum is determined based on the number of months since the Effective Date.

Next the formula calculates the following formula ratio (r):

r = (L – B) / (VV + VF).

If the formula ratio exceeds an upper target value, then Account Value will be transferred to the bond portfolio Sub-account associated with the current liability subject to the feature. If, at the time we make a transfer to the bond portfolio Sub-account associated with the current liability, there is Account Value allocated to a bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that bond portfolio Sub-account to the bond portfolio Sub-account associated with the current liability.

P-1

The formula will transfer assets into the Transfer Account if r > Cu and if transfers have not been suspended due to the feature. Assets in the elected Sub-accounts and Fixed Rate Options, if applicable, are transferred to the Transfer Account in accordance with the Transfer provisions of the Rider.

The transfer amount is calculated by the following formula:

T = {Min(MAX(0,(.90 * (VV + VF + B)) – B), [L – B – (VV + VF) * Ct] / (1 – Ct))}

If the formula ratio is less than a lower target value, and there are assets in the Transfer Account, then the formula will transfer assets out of the Transfer Account and into the elected Sub-accounts.

The formula will transfer assets out of the Transfer Account if r < Cl and B > 0.

The transfer amount is calculated by the following formula:

T = {Min (B, – [L – B – (VV + VF) * Ct] / (1 – Ct))}

If, following a transfer to the elected Sub-accounts, there are assets remaining in a bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that bond portfolio Sub-account to the bond portfolio Sub-account associated with the current liability.

90% Cap Feature: If, on any Valuation Day the Rider remains in effect, a transfer into the Transfer Account occurs which results in 90% of the Account Value being allocated to the Transfer Account, any transfers into the Transfer Account will be suspended even if the formula would otherwise dictate that a transfer into the Transfer Account should occur. Transfers out of the Transfer Account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the Transfer Account occurs. Due to the performance of the Transfer Account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the Transfer Account.

P-2

PLEASE SEND ME A STATEMENT OF ADDITIONAL INFORMATION THAT CONTAINS FURTHER DETAILS ABOUT THE PRUDENTIAL ANNUITIES ANNUITY DESCRIBED IN PROSPECTUS (PLEASE CHECK ONE) ASCORNERSTONEPROS (4/30/2014)         , ASL2PROS (4/30/2014)         , XT6PROS (4/30/2014)         .

(print your name)

(address)

(city/state/zip code)

Variable Annuity Issued by:

PRUDENTIAL ANNUITIES LIFE

ASSURANCE CORPORATION

A Prudential Financial Company

One Corporate Drive

Shelton, Connecticut 06484

Telephone: 1-888-PRU-2888

http://www.prudentialannuities.com

Variable Annuity Distributed by:

PRUDENTIAL ANNUITIES
DISTRIBUTORS, INC.

A Prudential Financial Company

One Corporate Drive

Shelton, Connecticut 06484

Telephone: 203-926-1888

http://www.prudentialannuities.com

MAILING ADDRESSES:

Please see the section of this prospectus entitled “How To Contact Us” for where to send your request for a Statement of Additional Information.

The Prudential Insurance Company of America 751 Broad Street Newark, NJ 07102-3777

AMERICAN SKANDIA
STAGECOACH(TM) ADVISOR PLAN(SM) III
FLEXIBLE PREMIUM DEFERRED ANNUITY

PROSPECTUS: MAY 2, 2005 AS REVISED ON JUNE 20, 2005

This Prospectus describes Stagecoach(TM) Advisor Plan(SM) III, a flexible premium deferred annuity (the "Annuity") offered by American Skandia Life
Assurance Corporation ("American Skandia", "we", "our" or "us") exclusively through Wells Fargo Bank, N.A. The Annuity may be offered as an individual annuity contract or as an interest in a group annuity. This Prospectus describes the important features of the Annuity and what you should consider before purchasing the Annuity. The Annuity or certain of its investment options and/or features may not be available in all states. Various rights and benefits may differ between states to meet applicable laws and/or regulations. For more information about variations applicable to your state, please refer to your
Annuity contract or consult your Investment Professional. Certain terms are capitalized in this Prospectus. Those terms are either defined in the Glossary of Terms or in the context of the particular section.

American Skandia offers several different annuities which your investment professional may be authorized to offer to you. Each annuity has different features and benefits that may be appropriate for you based on your financial situation, your age and how you intend to use the annuity. The different features and benefits include variations in death benefit protection and the ability to access your annuity's account value. The fees and charges you pay and compensation paid to your Investment Professional may also be different between each annuity. For more information, please refer to the Appendix entitled
"Selecting the Variable Annuity That's Right for You."

THE VARIABLE INVESTMENT OPTIONS

The variable investment options, each a Sub-account of American Skandia Life
Assurance Corporation Variable Account B, invest in an underlying mutual fund portfolio. Currently, portfolios of the following underlying mutual funds are being offered: Wells Fargo Variable Trust, American Skandia Trust, Gartmore
Variable Investment Trust, A I M Advisors, Inc., Evergreen Variable Annuity
Trust, ProFunds VP, First Defined Portfolio Fund LLC and The Prudential Series
Fund, Inc.

PLEASE READ THIS PROSPECTUS

Please read this prospectus and the current prospectus for the underlying mutual funds. Keep them for future reference. If you are purchasing the Annuity as a replacement for existing variable annuity or variable life coverage, you should consider any surrender or penalty charges you may incur when replacing your existing coverage and that this Annuity may be subject to a contingent deferred sales charge if you elect to surrender the Annuity or take a partial withdrawal.
You should consider your need to access the Annuity's Account Value and whether the annuity's liquidity features will satisfy that need.

AVAILABLE INFORMATION

We have also filed a Statement of Additional Information that is available from us, without charge, upon your request. The contents of the Statement of
Additional Information are described on page 96. This Prospectus is part of the registration statement we filed with the SEC regarding this offering. Additional information on us and this offering is available in the registration statement and the exhibits thereto. You may review and obtain copies of these materials at the prescribed rates from the SEC's Public Reference Section, 450 Fifth Street
N.W., Washington, D.C., 20549. These documents, as well as documents incorporated by reference, may also be obtained through the SEC's Internet
Website (http://www.sec.gov) for this registration statement as well as for other registrants that file electronically with the SEC.

FOR FURTHER INFORMATION CALL:

1-800-680-8920

These annuities are NOT deposits or obligations of, or issued, guaranteed or endorsed by, any bank, or bank subsidiary of Wells Fargo Bank, N.A., are NOT insured or guaranteed by the U.S. government, the Federal Deposit Insurance
Corporation (FDIC), the Federal Reserve Board or any other agency. An investment in this annuity involves investment risks, including possible loss of value, even with respect to amounts allocated to the AST Money Market sub-account.

These securities have not been approved or disapproved by the Securities and
Exchange Commission or any state securities commission nor has the commission or any state securities commission passed upon the accuracy or adequacy of this
Prospectus. Any representation to the contrary is a criminal offense.

Stagecoach(TM) Advisor Plan(SM) III is a trademark of the Wells Fargo Bank, N.A.
and Advisor Plan is a service mark of The Prudential Insurance Company of
America.

Prospectus Dated: May 2, 2005 as revised on June 20, 2005 Statement of
Additional Information Dated: May 2, 2005

WFAS3PR605 WFVASIIIPROS

PLEASE SEE OUR PRIVACY POLICY AND IRA DISCLOSURE STATEMENT ATTACHED TO THE BACK

                            COVER OF THIS PROSPECTUS.

   Do You Offer Programs Designed to Guarantee a "Return of Premium" at a Future Date? 38

   Can I Make Periodic Withdrawals From the Annuity During the Accumulation Period? .. 44
   Do You Offer a Program for Withdrawals Under Section 72(t) of the Internal Revenue

                                       (i)

CONTENTS

 Living Benefit Programs ..................................................................  50
   Do You Offer Programs Designed to Provide Investment Protection for Owners While They

                                      (ii)

                                  INTRODUCTION

 AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

 WHY WOULD I CHOOSE TO PURCHASE THIS ANNUITY?
 This Annuity is frequently used for retirement planning because it allows you to accumulate retirement savings and also offers annuity payment options when you are ready to begin receiving income. The Annuity also offers a choice of different optional benefits, for an additional charge, that can provide principal protection or guaranteed minimum income protection for Owners while they are alive and one or more death benefits that can protect your retirement savings if you die during a period of declining markets. It may be used as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Roth
 IRA, Section 401(a) plans (defined benefit plans and defined contribution plans such as 401(k), profit sharing and money purchase plans) or Tax Sheltered
 Annuity (or 403(b)). It may also be used as an investment vehicle for
 "non-qualified" investments. The Annuity allows you to invest your money in a number of variable investment options as well as in one or more fixed allocations.

 When an Annuity is purchased as a "non-qualified" investment, you generally are not taxed on any investment gains the Annuity earns until you make a withdrawal or begin to receive annuity payments. This feature, referred to as
 "tax-deferral", can be beneficial to the growth of your Account Value because money that would otherwise be needed to pay taxes on investment gains each year remains invested and can earn additional money. However, because the Annuity is designed for long-term retirement savings, a 10% penalty tax may be applied on withdrawals you make before you reach age 59 1/2. Annuities purchased as a non-qualified investment are not subject to the maximum contribution limits that may apply to a qualified investment, and are not subject to required minimum distributions after age 70 1/2.

 When an Annuity is purchased as a "qualified" investment, you should consider that the Annuity does not provide any tax advantages in addition to the preferential treatment already available through your retirement plan under the
 Internal Revenue Code. An Annuity may offer features and benefits in addition to providing tax deferral that other investment vehicles may not offer, including death benefit protection for your beneficiaries, lifetime income options, and the ability to make transfers between numerous variable investment options offered under the Annuity. You should consult with your investment professional as to whether the overall benefits and costs of the Annuity are appropriate considering your overall financial plan.

 What Are Some of the Key Features of This Annuity?

   .   This Annuity is a "flexible premium deferred annuity." It is called
       "flexible premium" because you have considerable flexibility in the timing and amount of premium payments. Generally, investors "defer"
       receiving annuity payments until after an accumulation period.
   .   This Annuity offers both variable investment options and Fixed
       Allocations. If you allocate your Account Value to variable investment options, the value of your Annuity will vary daily to reflect the investment performance of the underlying investment options. Fixed
       Allocations of different durations are offered that are guaranteed by us, but may have a Market Value Adjustment if you withdraw or transfer your
       Account Value before the Maturity Date.
   .   The Annuity features two distinct periods -- the accumulation period and the payout period. During the accumulation period your Account Value is allocated to one or more investment options.
   .   During the payout period, commonly called "annuitization," you can elect to receive annuity payments (1) for life; (2) for life with a guaranteed minimum number of payments; (3) based on joint lives; or (4) for a guaranteed number of payments. We currently make annuity payments available on a fixed or variable basis.
   .   This Annuity offers optional benefits, for an additional charge, that can provide principal protection or guaranteed minimum income protection for
       Owners while they are alive.
   .   This Annuity offers a basic Death Benefit. It also offers optional Death
       Benefits that provide an enhanced level of protection for your beneficiary(ies) for an additional charge.
   .   You are allowed to withdraw a limited amount of money from your Annuity on an annual basis without any charges, although any optional guaranteed benefit you elect may be reduced. Other product features allow you to access your Account Value as necessary, although a charge may apply.
       After Annuity Year 8, you are allowed to make unlimited withdrawals from your Annuity without any charges.
   .   Transfers between investment options are tax-free. Currently, you may make twenty transfers each year free of charge. We also offer several programs that enable you to manage your Account Value as your financial needs and investment performance change.

 HOW DO I PURCHASE THIS ANNUITY?
 We sell the Annuity through licensed, registered investment professionals. You must complete an application and submit a minimum initial purchase payment of
 $1,000. We may allow you to make a lower initial purchase payment provided you establish a bank drafting program under which purchase payments received in the first Annuity Year total at least $1,000. If the Annuity is owned by an individual or individuals, the oldest of those Owners must be age 80 or under, as of the Issue Date of the Annuity. If the Annuity is owned by an entity, the annuitant must be age 80 or under, as of the Issue Date of the Annuity. The availability and level of protection of certain optional benefits may vary based on the age of the Owner on the Issue Date of the Annuity or the date of the Owner's death.

                                        1

                               GLOSSARY OF TERMS

 AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

 Many terms used within this Prospectus are described within the text where they appear. The description of those terms are not repeated in this Glossary of
 Terms.

 ACCOUNT VALUE

 The value of each allocation to a Sub-account (also referred to as "variable investment option") or a Fixed Allocation prior to the Annuity Date, plus any earnings, and/or less any losses, distributions and charges. The Account Value is calculated before we assess any applicable Contingent Deferred Sales Charge
 ("CDSC" or "surrender charge") and/or, other than on a contract anniversary, any fee that is deducted from the contract annually in arrears. The Account
 Value is determined separately for each Sub-account and for each Fixed
 Allocation, and then totaled to determine the Account Value for your entire
 Annuity. The Account Value of each Fixed Allocation on other than its Maturity
 Date may be calculated using a market value adjustment.

 ANNUITIZATION

 The application of Account Value (or Protected Income Value for the Guaranteed
 Minimum Income Benefit, if applicable) to one of the available annuity options for the Annuitant to begin receiving periodic payments for life, for a guaranteed minimum number of payments or for life with a guaranteed minimum number of payments.

 ANNUITY DATE

 The date you choose for annuity payments to commence. A maximum Annuity Date may apply.

 ANNUITY YEAR

 A 12-month period commencing on the Issue Date of the Annuity and each successive 12-month period thereafter.

 CODE

 The Internal Revenue Code of 1986, as amended from time to time.

 FIXED ALLOCATION

 An allocation of Account Value that is to be credited a fixed rate of interest for a specified Guarantee Period during the accumulation period.

 GUARANTEE PERIOD

 A period of time during the accumulation period where we credit a fixed rate of interest on a Fixed Allocation.

 INTERIM VALUE

 The value of a Fixed Allocation on any date other than the Maturity Date. The
 Interim Value is equal to the initial value allocated to the Fixed Allocation plus all interest credited to the Fixed Allocation as of the date calculated, less any transfers or withdrawals from the Fixed Allocation.

 ISSUE DATE

 The effective date of your Annuity.

 MVA

 A market value adjustment used in the determination of Account Value of each
 Fixed Allocation on any day more than 30 days prior to the Maturity Date of such Fixed Allocation.

 OWNER

 With an Annuity issued as an individual annuity contract, the Owner is either an eligible entity or person named as having ownership rights in relation to the Annuity. With an Annuity issued as a certificate under a group annuity contract, the "Owner" refers to the person or entity who has the rights and benefits designated as to the "Participant" in the certificate.

 SURRENDER VALUE

 The value of your Annuity available upon surrender prior to the Annuity Date.
 It equals the Account Value as of the date we price the surrender minus any applicable CDSC, Annual Maintenance Fee, Tax Charge, and the charge for any optional benefits. The surrender value may be calculated using a Market Value
 Adjustment with respect to amounts in any Fixed Allocation.

 UNIT

 A measure used to calculate your Account Value in a Sub-account during the accumulation period.

 VALUATION DAY

 Every day the New York Stock Exchange is open for trading or any other day the
 Securities and Exchange Commission requires mutual funds or unit investment trusts to be valued.

                                        2

                      SUMMARY OF CONTRACT FEES AND CHARGES

 AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

 Below is a summary of the fees and charges for the Annuity. Some fees and charges are assessed against your Annuity while others are assessed against assets allocated to the variable investment options. The fees and charges that are assessed against the Annuity include the Contingent Deferred Sales Charge,
 Transfer Fee, Tax Charge and Annual Maintenance Fee. The charges that are assessed against the variable investment options are the mortality and expense risk charge, the charge for administration of the Annuity, the Distribution
 Charge and the charge for certain optional benefits you elect, other than the
 Guaranteed Minimum Income Benefit, which is assessed against the Protected
 Income Value. Each underlying mutual fund portfolio assesses a charge for investment management, other expenses and with some mutual funds, a 12b-1 charge. The prospectus for each underlying mutual fund provides more detailed information about the expenses for the underlying mutual funds.

 The following table provides a summary of the fees and charges you will pay if you surrender the Annuity or transfer Account Value among investment options.
 These fees and charges are described in more detail within this Prospectus.

YOUR TRANSACTION FEES AND CHARGES
------------------------------------------------------------------------------------------------------------
(ASSESSED AGAINST THE ANNUITY)

            FEE/CHARGE                                               AMOUNT DEDUCTED
------------------------------------------------------------------------------------------------------------
                                                                            7.5%
                                           The charge is a percentage of each applicable Purchase Payment deducted upon surrender or withdrawal. The period during which a particular percentage applies is measured from the Issue Date of the
                                                                      Annuity.
Contingent Deferred Sales Charge*
------------------------------------------------------------------------------------------------------------
                                                           $10.00 (currently, $15.00 maximum)
                                    (Currently, we deduct the fee after the 20th transfer each Annuity Year.
                                              We guarantee that the number of charge free transfers per
                                                      Annuity Year will never be less than 8.)
Transfer Fee
------------------------------------------------------------------------------------------------------------
                                             Up to 3.5% of the value that is annuitized, depending on the requirements of the applicable jurisdiction. This charge is deducted generally at the time you annuitize your contract.
Tax Charge
------------------------------------------------------------------------------------------------------------

* The following are the Contingent Deferred Sales Charges (as a percentage of each applicable Purchase Payment) upon surrender or withdrawal. For purposes of calculating this charge we consider the year following the Issue Date of your
Annuity as Year 1.

Yr. 1  Yr. 2  Yr. 3  Yr. 4  Yr. 5  Yr. 6  Yr. 7  Yr. 8  Yr. 9+
7.5%   7.0%   6.5%   6.0%   5.0%   4.0%   3.0%   2.0%   0.0%

                                        3

 Summary of Contract Fees and Charges continued

 AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

 The following table provides a summary of the periodic fees and charges you will pay while you own the Annuity, excluding the underlying mutual fund
 Portfolio annual expenses. These fees and charges are described in more detail within this Prospectus.

YOUR PERIODIC FEES AND CHARGES
-------------------------------------------------------------------------------------------------------------------------
ANNUAL FEES/CHARGES ASSESSED AGAINST THE ANNUITY
                        FEE/CHARGE                                               AMOUNT DEDUCTED
------------------------------------------------------------------------------------------------------------------------
                                                                Smaller of $35 or 2% of Account Value (Only applicable
                                                              if Account Value is less than $100,000) (Assessed annually on the Annuity's anniversary date or upon surrender)
                                                                             Annual Maintenance Fee
------------------------------------------------------------------------------------------------------------------------
ANNUAL FEES/CHARGES OF THE SUB-ACCOUNT(1)
------------------------------------------------------------------------------------------------------------------------
(AS A PERCENTAGE OF THE AVERAGE DAILY NET ASSETS OF THE SUB-ACCOUNTS)

                        FEE/CHARGE                                               AMOUNT DEDUCTED
------------------------------------------------------------------------------------------------------------------------
                                                                                     0.50%
Mortality & Expense Risk Charge (2)
------------------------------------------------------------------------------------------------------------------------
                                                                                     0.15%
Administration Charge (2)
------------------------------------------------------------------------------------------------------------------------
                                                                           0.60% in Annuity Years 1-8
Distribution Charge (3)
------------------------------------------------------------------------------------------------------------------------
                                                         1.40% per year of the value of each Sub-account if the Owner's beneficiary elects the Qualified Beneficiary Continuation
                                                                           Option5 ("Qualified BCO")
Settlement Service Charge (4)
------------------------------------------------------------------------------------------------------------------------
                                                      1.25% per year of the value of each Sub-account in Annuity Years
                                                                   1-8; 0.65% in Annuity Years 9 and later
                                                    (1.40% per year if you are a beneficiary electing the Qualified BCO)
Total Annual Charges of the Sub-accounts
------------------------------------------------------------------------------------------------------------------------

 1: These charges are deducted daily and apply to Variable Investment Options only.

 2: The combination of the Mortality and Expense Risk Charge and Administration
 Charge is referred to as the "Insurance Charge" elsewhere in this Prospectus.

 3: The Distribution Charge in Annuity Years 9+ is 0.00%.

 4: The Mortality & Expense Risk Charge, the Administration Charge and the
 Distribution Charge do not apply if you are a beneficiary under the Qualified
 Beneficiary Continuation Option. The Settlement Service Charge applies only if your beneficiary elects the Qualified Beneficiary Continuation Option.

 5: When an Annuity is used as an IRA, 403(b) or other "qualified investment", upon the Owner's death a beneficiary may generally elect to continue the
 Annuity and receive Minimum Distributions under the Annuity instead of receiving the death benefit in a single payment. If a beneficiary elects this option, the beneficiary will incur the Settlement Service Charge. Please refer to the section of this Prospectus that describes the Qualified Beneficiary
 Continuation Option for more detailed information about this option, including certain restrictions and limitations that may apply.

                                        4

 AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

 The following table provides a summary of the fees and charges you will pay if you elect any of the following optional benefits. Not all optional benefits may be purchased in combination with one another. You may only elect one optional living benefit. The optional living benefits are the Guaranteed Return Option
 Plus program (and where not available, Guaranteed Return Option), the
 Guaranteed Minimum Withdrawal Benefit, the Guaranteed Minimum Income Benefit
 and the Lifetime Five(SM) Income Benefit. For the optional death benefits, you may elect the Highest Anniversary Value Death Benefit or the Highest Daily
 Value Death Benefit together with the Enhanced Beneficiary Protection Death
 Benefit, or any of these three benefits individually, but the Combination 5%
 Roll-up and HAV Death Benefit may only be purchased individually. The fees and charges of each of the optional benefits are described in more detail within this Prospectus.

 YOUR OPTIONAL BENEFIT FEES AND CHARGES

                                                                                          OPTIONAL
                                                                                       BENEFIT FEE/
                                OPTIONAL BENEFIT                                          CHARGE
 --------------------------------------------------------------------------------------------------------
GUARANTEED RETURN OPTION Plus(SM) (GRO Plus(SM)/GUARANTEED RETURN OPTION
--------------------------------------------------------------------------------------------------------
We offer a program that guarantees a "return of premium" at a future date,     0.25% of average daily
while allowing you to allocate all or a portion of your Account Value to       net assets of the Sub-
certain Sub-accounts.                                                          accounts

GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB)**
--------------------------------------------------------------------------------------------------------
We offer a program that guarantees your ability to withdraw amounts over       0.35% of average daily
time equal to an initial principal value, regardless of the  impact of         net assets of the Sub-
market performance on your Account Value.                                      accounts

GUARANTEED MINIMUM INCOME BENEFIT (GMIB)**
--------------------------------------------------------------------------------------------------------
We offer a program that, after a seven-year waiting period, guarantees your    0.50% per year of the
ability to begin receiving income from your Annuity in the form of annuity     average Protected
payments based on your total Purchase Payments and an annual increase          Income Value during
of 5% on such Purchase Payments adjusted for withdrawals (called the           each year; deducted
"Protected Income Value"), regardless of the impact of market performance      annually in arrears
on your Account Value.                                                         each Annuity Year

LIFETIME FIVE INCOME BENEFIT**
--------------------------------------------------------------------------------------------------------
We offer a program that guarantees your ability to withdraw amounts equal      0.60% of average daily
to a percentage of an initial principal value, regardless of the impact        net assets of the Sub-
of market performance on your Account Value, subject to our program rules      accounts
regarding the timing and amount of withdrawals.

ENHANCED BENEFICIARY PROTECTION DEATH BENEFIT**
--------------------------------------------------------------------------------------------------------
We offer an Optional Death Benefit that provides an enhanced level of          0.25% of average daily
protection for your beneficiary(ies) by providing amounts in addition to the   net assets of the Sub-
basic Death Benefit that can be used to offset federal and state taxes         accounts
payable on any taxable gains in your Annuity at the time of your death.

                                                                                        TOTAL ANNUAL
                                OPTIONAL BENEFIT                                          CHARGE*
 --------------------------------------------------------------------------------------------------------
GUARANTEED RETURN OPTION Plus(SM) (GRO Plus(SM)/GUARANTEED RETURN OPTION
--------------------------------------------------------------------------------------------------------
We offer a program that guarantees a "return of premium" at a future date,     1.50% in Annuity
while allowing you to allocate all or a portion of your Account Value to       Years 1-8; 0.90%
certain Sub-accounts.                                                          in Annuity Years
                                                                               9 and later; 1.65%
                                                                               for Qualified BCO

GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB)**
--------------------------------------------------------------------------------------------------------
We offer a program that guarantees your ability to withdraw amounts over       1.60% in Annuity
time equal to an initial principal value, regardless of the impact of          Years 1-8; 1.00%
market performance on your Account Value.                                      in Annuity Years 9
                                                                               and later; 1.75%
                                                                               for Qualified BCO

GUARANTEED MINIMUM INCOME BENEFIT (GMIB)**
--------------------------------------------------------------------------------------------------------
We offer a program that, after a seven-year waiting period, guarantees your    1.25% in Annuity
ability to begin receiving income from your Annuity in the form of annuity     Years 1-8; 0.65%
payments based on your total Purchase Payments and an annual increase of 5%    in Annuity Years 9
on such Purchase Payments adjusted for withdrawals (called the                 and later
"Protected Income Value"), regardless of the impact of market                     PLUS
performance on your Account Value.                                             0.50% per year of average
                                                                               Protected Income Value

LIFETIME FIVE INCOME BENEFIT**
--------------------------------------------------------------------------------------------------------
We offer a program that guarantees your ability to withdraw amounts equal      1.85% in Annuity Years
to a percentage of an initial principal value, regardless of the impact of     1-8; 1.25% in Annuity
market performance on your Account Value, subject to our program rules         Years 9 and later
regarding the timing and amount of withdrawals.

ENHANCED BENEFICIARY PROTECTION DEATH BENEFIT**
--------------------------------------------------------------------------------------------------------
We offer an Optional Death Benefit that provides an enhanced level of          1.50% in Annuity
protection for your beneficiary(ies) by providing amounts in addition to       Years 1-8; 0.90%
the basic Death Benefit that can be used to offset federal and                 in Annuity Years 9
state taxes payable on any taxable gains in your Annuity at                    and later
the time of your death.

                                        5

 Summary of Contract Fees and Charges continued
 AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

                                                                                          OPTIONAL
                                                                                       BENEFIT FEE/
                                      OPTIONAL BENEFIT                                    CHARGE
 --------------------------------------------------------------------------------------------------------
HIGHEST ANNIVERSARY VALUE DEATH BENEFIT ("HAV")**
--------------------------------------------------------------------------------------------------------
We offer an Optional Death Benefit that provides an enhanced level of          0.25% of average daily
protection for your beneficiary(ies) by providing a death benefit equal to     net assets of the Sub-
the greater of the basic Death Benefit and the Highest Anniversary Value,      accounts
less proportional withdrawals.

COMBINATION 5% ROLL-UP AND HAV DEATH BENEFIT**
--------------------------------------------------------------------------------------------------------
We offer an Optional Death Benefit that provides an enhanced level of          0.50% of average daily
protection for your beneficiary(ies) by providing the greater of the Highest   net assets of the Sub-
Anniversary Value Death Benefit and a 5% annual increase on Purchase           accounts
Payments adjusted for withdrawals.

HIGHEST DAILY VALUE DEATH BENEFIT ("HDV")**
--------------------------------------------------------------------------------------------------------
We offer an Optional Death Benefit that provides an enhanced level of          0.50% of average daily
protection for your beneficiary(ies) by providing a death benefit equal to     net assets of the Sub-
the greater of the basic Death Benefit and the Highest Daily Value, less       accounts
proportional withdrawals.
--------------------------------------------------------------------------------------------------------
Please refer to the section of this Prospectus that describes each optional benefit for a complete description of the benefit, including any restrictions or limitations that may apply.
--------------------------------------------------------------------------------------------------------

                                                                                       TOTAL ANNUAL
                                      OPTIONAL BENEFIT                                   CHARGE*
 --------------------------------------------------------------------------------------------------------
HIGHEST ANNIVERSARY VALUE DEATH BENEFIT ("HAV")**
--------------------------------------------------------------------------------------------------------
We offer an Optional Death Benefit that provides an enhanced level of          1.50% in Annuity
protection for your beneficiary(ies) by providing a death benefit equal to     Years 1-8; 0.90%
the greater of the basic Death Benefit and the Highest Anniversary Value,      in Annuity Years 9
less proportional withdrawals.                                                 and later

COMBINATION 5% ROLL-UP AND HAV DEATH BENEFIT**
--------------------------------------------------------------------------------------------------------
We offer an Optional Death Benefit that provides an enhanced level of          1.75% in Annuity
protection for your beneficiary(ies) by providing the greater of the Highest   Years 1-8; 1.15%
Anniversary Value Death Benefit and a 5% annual increase on Purchase           in Annuity Years 9
Payments adjusted for withdrawals.                                             and later

HIGHEST DAILY VALUE DEATH BENEFIT ("HDV")**
--------------------------------------------------------------------------------------------------------
We offer an Optional Death Benefit that provides an enhanced level of          1.75% in Annuity Years
protection for your beneficiary(ies) by providing a death benefit equal to     1-8; 1.15% in Annuity
the greater of the basic Death Benefit and the Highest Daily Value, less       Years 9 and later
proportional withdrawals.
--------------------------------------------------------------------------------------------------------
Please refer to the section of this Prospectus that describes each optional benefit for a complete description of the benefit, including any restrictions or limitations that may apply.
--------------------------------------------------------------------------------------------------------

* The Total Annual Charge includes the Insurance Charge and Distribution Charge assessed against the average daily net assets allocated the Sub-accounts. If you elect more than one optional benefit, the Total Annual Charge would be increased to include the charge for each optional benefit.

** These optional benefits are not available under the Qualified BCO.

 The following table provides the range (minimum and maximum) of the total annual expenses for the underlying mutual funds ("Portfolios") as of December
 31, 2004. Each figure is stated as a percentage of the underlying Portfolio's average daily net assets.

                    TOTAL ANNUAL PORTFOLIO OPERATING EXPENSES

                                    MINIMUM   MAXIMUM
 ----------------------------------------------------
Total Portfolio Operating Expense    0.63%     3.06%

 The following are the investment management fees, other expenses, 12b-1 fees
 (if applicable), and the total annual expenses for each underlying mutual fund
 ("Portfolio") as of December 31, 2004, except as noted. Each figure is stated
 as a percentage of the underlying Portfolio's average daily net assets. For certain of the underlying Portfolios, a portion of the management fee has been waived and/or other expenses have been partially reimbursed. Any such fee waivers and/or reimbursements have been reflected in the footnotes. The "Total
 Annual Portfolio Operating Expenses" reflect the combination of the underlying
 Portfolio's investment management fee, other expenses and any 12b-1 fees. The following expenses are deducted by the underlying Portfolio before it provides
 American Skandia with the daily net asset value. Any footnotes about expenses appear after the list of all the Portfolios. The underlying Portfolio information was provided by the underlying mutual funds and has not been independently verified by us. See the prospectuses or statements of additional information of the underlying Portfolios for further details. The current prospectus and statement of additional information for the underlying
 Portfolios can be obtained by calling 1-800-680-8920.

                                        6

 AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

 UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES

 (AS A PERCENTAGE OF THE AVERAGE NET ASSETS OF THE UNDERLYING PORTFOLIOS)

                                                                                                     TOTAL
                                                                                                     ANNUAL
                                                                                                   PORTFOLIO
                                                                MANAGEMENT      OTHER      12b-1   OPERATING
                     UNDERLYING PORTFOLIO                          FEES      EXPENSES(1)    FEES    EXPENSES
American Skandia Trust:(2), (3)
------------------------------------------------------------------------------------------------------------
       AST JPMorgan International Equity                           1.00%        0.13%       None     1.13%
       AST William Blair International Growth                      1.00%        0.22%       None     1.22%
       AST LSV International Value(4)                              1.00%        0.37%       None     1.37%
       AST MFS Global Equity                                       1.00%        0.35%       None     1.35%
       AST Small-Cap Growth(5)                                     0.90%        0.24%       None     1.14%
       AST DeAM Small-Cap Growth                                   0.95%        0.22%       None     1.17%
       AST Federated Aggressive Growth                             0.95%        0.24%       None     1.19%
       AST Small-Cap Value(6)                                      0.90%        0.18%       None     1.08%
       AST DeAM Small-Cap Value                                    0.95%        0.33%       None     1.28%
       AST Goldman Sachs Mid-Cap Growth                            1.00%        0.25%       None     1.25%
       AST Neuberger Berman Mid-Cap Growth                         0.90%        0.22%       None     1.12%
       AST Neuberger Berman Mid-Cap Value                          0.90%        0.15%       None     1.05%
       AST Alger All-Cap Growth                                    0.95%        0.22%       None     1.17%
       AST Gabelli All-Cap Value                                   0.95%        0.26%       None     1.21%
       AST T. Rowe Price Natural Resources                         0.90%        0.26%       None     1.16%
       AST AllianceBernstein Large-Cap Growth(7)                   0.90%        0.23%       None     1.13%
       AST MFS Growth                                              0.90%        0.20%       None     1.10%
       AST Marsico Capital Growth                                  0.90%        0.14%       None     1.04%
       AST Goldman Sachs Concentrated Growth                       0.90%        0.17%       None     1.07%
       AST DeAM Large-Cap Value                                    0.85%        0.26%       None     1.11%
       AST AllianceBernstein Growth + Value                        0.90%        0.32%       None     1.22%
       AST AllianceBernstein Core Value(8)                         0.75%        0.24%       None     0.99%
       AST Cohen & Steers Realty                                   1.00%        0.22%       None     1.22%
       AST AllianceBernstein Managed Index 500(9)                  0.60%        0.17%       None     0.77%
       AST American Century Income & Growth                        0.75%        0.24%       None     0.99%
       AST AllianceBernstein Growth & Income(10)                   0.75%        0.15%       None     0.90%
       AST Hotchkis & Wiley Large-Cap Value                        0.75%        0.19%       None     0.94%
       AST Global Allocation(11)                                   0.89%        0.26%       None     1.15%
       AST American Century Strategic Balanced                     0.85%        0.27%       None     1.12%
       AST T. Rowe Price Asset Allocation                          0.85%        0.27%       None     1.12%
       AST T. Rowe Price Global Bond                               0.80%        0.27%       None     1.07%
       AST Goldman Sachs High Yield                                0.75%        0.18%       None     0.93%
       AST Lord Abbett Bond-Debenture                              0.80%        0.22%       None     1.02%
       AST PIMCO Total Return Bond                                 0.65%        0.16%       None     0.81%
       AST PIMCO Limited Maturity Bond                             0.65%        0.17%       None     0.82%
       AST Money Market                                            0.50%        0.13%       None     0.63%
Gartmore Variable Investment Trust:
------------------------------------------------------------------------------------------------------------
       GVIT Developing Markets                                     1.15%        0.38%      0.25%     1.78%

                                        7

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Summary of Contract Fees and Charges continued

                                                                                                     TOTAL
                                                                                                     ANNUAL
                                                                                                   PORTFOLIO
                                                                MANAGEMENT     OTHER       12b-1   OPERATING
                     UNDERLYING PORTFOLIO                          FEES      EXPENSES(1)   FEES     EXPENSES
Wells Fargo Variable Trust Advantage:(12)
-----------------------------------------------------------------------------------------------------------
       Advantage C&B Large Cap Value                               0.55%        0.39%      0.25%     1.19%
       Advantage Equity Income                                     0.55%        0.23%      0.25%     1.03%
       Advantage International Core                                0.75%        0.42%      0.25%     1.42%
       Advantage Small Cap Growth                                  0.75%        0.24%      0.25%     1.24%
       Advantage Large Company Core                                0.55%        0.33%      0.25%     1.13%
       Advantage Large Company Growth                              0.55%        0.25%      0.25%     1.05%
       Advantage Asset Allocation                                  0.55%        0.22%      0.25%     1.02%
       Advantage Total Return Bond                                 0.45%        0.26%      0.25%     0.96%

AIM Variable Insurance Funds:(13)
------------------------------------------------------------------------------------------------------------
       AIM V.I. Dynamics Fund -- Series I shares                   0.75%        0.39%       None     1.14%
       AIM V.I. Technology Fund -- Series I shares                 0.75%        0.40%       None     1.15%
       AIM V.I. Health Sciences Fund -- Series I shares(14)        0.75%        0.36%       None     1.11%
       AIM V.I. Financial Services Fund -- Series I shares         0.75%        0.37%       None     1.12%

Evergreen Variable Annuity Trust:
------------------------------------------------------------------------------------------------------------
       International Equity(15)                                    0.42%        0.30%       None     0.72%
       Growth(16)                                                  0.70%        0.26%       None     0.96%
       Omega                                                       0.52%        0.16%       None     0.68%

ProFund VP:(17)
------------------------------------------------------------------------------------------------------------
       Access VP High Yield                                        0.75%        1.02%      0.25%     2.02%
       Bull                                                        0.75%        0.78%      0.25%     1.78%
       OTC                                                         0.75%        0.87%      0.25%     1.87%
       Large-Cap Value                                             0.75%        1.04%      0.25%     2.04%
       Large-Cap Growth                                            0.75%        2.06%      0.25%     3.06%
       Mid-Cap Value                                               0.75%        0.92%      0.25%     1.92%
       Mid-Cap Growth                                              0.75%        0.94%      0.25%     1.94%
       Small-Cap Value                                             0.75%        0.95%      0.25%     1.95%
       Small-Cap Growth                                            0.75%        0.90%      0.25%     1.90%
       Asia 30                                                     0.75%        0.86%      0.25%     1.86%
       Europe 30                                                   0.75%        0.78%      0.25%     1.78%
       Japan                                                       0.75%        0.85%      0.25%     1.85%
       UltraBull                                                   0.75%        0.89%      0.25%     1.89%
       UltraMid-Cap                                                0.75%        0.94%      0.25%     1.94%
       UltraSmall-Cap                                              0.75%        0.94%      0.25%     1.94%
       UltraOTC                                                    0.75%        0.88%      0.25%     1.88%
       Bear                                                        0.75%        0.90%      0.25%     1.90%
       Short Mid-Cap                                               0.75%        0.80%      0.25%     1.80%
       Short Small-Cap                                             0.75%        1.28%      0.25%     2.28%
       Short OTC                                                   0.75%        0.86%      0.25%     1.86%
       Banks                                                       0.75%        0.98%      0.25%     1.98%
       Basic Materials                                             0.75%        0.96%      0.25%     1.96%
       Biotechnology                                               0.75%        0.98%      0.25%     1.98%

                                        8

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

                                                                                                     TOTAL
                                                                                                     ANNUAL
                                                                                                   PORTFOLIO
                                                                MANAGEMENT     OTHER         12b-1 OPERATING
                     UNDERLYING PORTFOLIO                          FEES      EXPENSES(1)     FEES   EXPENSES
ProFund VP(17) (continued)
------------------------------------------------------------------------------------------------------------
       Consumer Goods                                              0.75%        0.99%      0.25%     1.99%
       Consumer Services                                           0.75%        1.20%      0.25%     2.20%
       Financials                                                  0.75%        0.92%      0.25%     1.92%
       Health Care                                                 0.75%        0.91%      0.25%     1.91%
       Industrials                                                 0.75%        0.99%      0.25%     1.99%
       Internet                                                    0.75%        0.94%      0.25%     1.94%
       Oil & Gas                                                   0.75%        0.92%      0.25%     1.92%
       Pharmaceuticals                                             0.75%        0.97%      0.25%     1.97%
       Precious Metals                                             0.75%        0.87%      0.25%     1.87%
       Real Estate                                                 0.75%        0.93%      0.25%     1.93%
       Semiconductor                                               0.75%        0.99%      0.25%     1.99%
       Technology                                                  0.75%        0.87%      0.25%     1.87%
       Telecommunications                                          0.75%        0.95%      0.25%     1.95%
       Utilities                                                   0.75%        0.95%      0.25%     1.95%
       U.S. Government Plus                                        0.50%        0.86%      0.25%     1.61%
       Rising Rates Opportunity                                    0.75%        0.75%      0.25%     1.75%

First Defined Portfolio Fund, LLC: (18), (19)
------------------------------------------------------------------------------------------------------------
       First Trust[RegTM] 10 Uncommon Value                        0.60%        0.76%      0.25%     1.61%
       Target Managed VIP                                          0.60%        1.25%      0.25%     2.10%
       The Dow(SM) DART (10)                                       0.60%        1.53%      0.25%     2.38%
       Global Dividend Target (15)                                 0.60%        1.85%      0.25%     2.70%
       S&P[RegTM] Target (24)                                      0.60%        1.58%      0.25%     2.43%
       NASDAQ[RegTM] Target (15)                                   0.60%        1.75%      0.25%     2.60%
       Value Line[RegTM] Target (25)                               0.60%        1.48%      0.25%     2.33%
       The Dow Target Dividend(20)                                 0.60%        0.62%      0.25%     1.47%

The Prudential Series Fund, Inc.:
------------------------------------------------------------------------------------------------------------
       SP William Blair International Gro                          0.85%        0.45%      0.25%     1.55%

 (1) As noted above, shares of the Portfolios generally are purchased through variable insurance products. Many of the Portfolios and/or their investment advisers and/or distributors have entered into arrangements with us as the issuer of the Annuity under which they compensate us for providing ongoing services in lieu of the Trust providing such services. Amounts paid by a
 Portfolio under those arrangements are included under "Other Expenses." For more information see the prospectus for each underlying portfolio and, "Service
 Fees payable to American Skandia," later in this prospectus.

                                        9

 AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

 Summary of Contract Fees and Charges continued

 (2) The Portfolios' total actual annual operating expenses for the year ended
 December 31, 2004 were less than the amount shown in the table due to fee waivers, reimbursement of expenses

 AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

 and expense offset arrangements. These waivers, reimbursements, and offset arrangements are voluntary and may be terminated by American Skandia Investment
 Services, Inc. and Prudential Investments LLC at any time. After accounting for the waivers, reimbursements and offset arrangements, the Portfolios' actual annual operating expenses were:

                                                     TOTAL ACTUAL ANNUAL
                                                 PORTFOLIO OPERATING EXPENSES
PORTFOLIO NAME                                   AFTER EXPENSE REIMBURSEMENT
 AST William Blair International Growth                    1.11%
 AST LSV International Value                               1.22%
 AST DeAM Small-Cap Growth                                 1.02%
 AST DeAM Small-Cap Value                                  1.13%
 AST Goldman Sachs Mid-Cap Growth                          1.13%
 AST Neuberger Berman Mid-Cap Growth                       1.11%
 AST Neuberger Berman Mid-Cap Value                        1.04%
 AST AllianceBernstein Large-Cap Growth                    1.10%
 AST MFS Growth                                            1.07%
 AST Marsico Capital Growth                                1.02%
 AST Goldman Sachs Concentrated Growth                     1.00%
 AST DeAM Large-Cap Value                                  0.99%
 AST Cohen & Steers Realty                                 1.11%
 AST AllianceBernstein Growth & Income                     0.87%
 AST Hotchkis & Wiley Large-Cap Value                      0.90%
 AST American Century Strategic Balanced                   1.09%
 AST T. Rowe Price Asset Allocation                        1.07%
 AST Lord Abbett Bond-Debenture Portfolio                  0.97%
 AST PIMCO Total Return Bond                               0.78%
 AST PIMCO Limited Maturity Bond                           0.79%
 AST Money Market                                          0.58%

 (3) Until November 18, 2004, the Trust had a Distribution Plan under Rule 12b-1 to permit an affiliate of the Trust's Investment Managers to receive brokerage commissions in connection with purchases and sales of securities held by the
 Portfolios, and to use these commissions to promote the sale of shares of the
 Portfolio. The Distribution Plan was terminated effective November 18, 2004.
 The total annual portfolio operating expenses do not reflect any brokerage commissions paid pursuant to the Distribution Plan prior to the Plan's termination.

 (4) Effective November 18, 2004, LSV Asset Management became the Sub-advisor of the Portfolio. Prior to November 18, 2004, Deutsche Asset Management, Inc.
 served as Sub-advisor of the Portfolio, then named "AST DeAM International
 Equity Portfolio."

 (5) Effective May 1, 2005, Eagle Asset Management and Neuberger Berman
 Management, Inc. became Co-Sub-advisors of the Portfolio. Prior to May 1, 2005,
 State Street Research and Management Company served as Sub-advisor of the
 Portfolio, then named "AST State Street Research Small-Cap Growth Portfolio."

 (6) Effective November 18, 2004, Integrity Asset Management, Lee Munder Capital
 Group, J.P. Morgan Fleming Asset Management became Co-Sub-advisors of the
 Portfolio. Prior to November 18, 2004, GAMCO Advisors Inc. served as
 Sub-advisor of the Portfolio, then named "AST Gabelli Small-Cap Value
 Portfolio."

 (7) Effective May 1, 2005, the name of the Portfolio was changed from "AST
 Alliance Growth Portfolio" to "AST AllianceBernstein Large-Cap Growth
 Portfolio."

 (8) Effective May 1, 2005, the name of the Portfolio was changed from "AST
 Sanford Bernstein Core Value Portfolio" to "AST AllianceBernstein Core Value
 Portfolio."

 (9) Effective May 1, 2005, the name of the Portfolio was changed from "AST
 Sanford Bernstein Managed Index 500 Portfolio" to "AST AllianceBernstein
 Managed Index 500 Portfolio."

 (10) Effective May 1, 2005, the name of the Portfolio was changed from "AST
 Alliance Growth and Income Portfolio" to "AST AllianceBernstein Growth & Income
 Portfolio."

 (11) The AST Global Allocation Portfolio invests primarily in shares of other
 AST Portfolios (the "Underlying Portfolios").

   (a) The only management fee directly paid by the Portfolio is a 0.10% fee paid to American Skandia Investment Services, Inc. and Prudential Investments
 LLC. The management fee shown in the chart for the Portfolio is (i) that 0.10%
 management fee paid by the Portfolio plus (ii) an estimate of the management fees paid by the Underlying Portfolios, which are borne indirectly by investors in the Portfolio. The estimate was calculated based on the percentage of the
 Portfolio invested in each Underlying Portfolio as of December 31, 2004 using the management fee rates shown in the chart above.

   (b) The expense information shown in the chart for the Portfolio reflects (i)
 the expenses of the Portfolio itself plus (ii) an estimate of the expenses paid by the Underlying Portfolios, which are borne indirectly by investors in the
 Portfolio. The estimate was calculated based on the percentage of the Portfolio invested in each Underlying Portfolio as of December 31, 2004 using the expense rates for the Underlying Portfolios shown in the above chart.

   (c) Effective May 1, 2005, Prudential Investment LLC provides day-to-day management of the Portfolio. Prior to May 1, 2005, Deutsche Asset Management,
 Inc. served as Sub-advisor of the Portfolio, then named "AST DeAM Global
 Allocation Portfolio."

 (12) (a) The Adviser of Wells Fargo Variable Trust has committed through April
 30, 2006 to waive fees and/or reimburse expenses to the extent necessary to maintain the Fund's net operating expenses as shown.

                                                   TOTAL ACTUAL ANNUAL
                                               PORTFOLIO OPERATING EXPENSES
PORTFOLIO NAME                                 AFTER EXPENSE REIMBURSEMENT
Advantage C&B Large Cap Value                            1.00%
Advantage Equity Income                                  1.00%
Advantage International Core                             1.00%
Advantage Small Cap Growth                               1.20%
Advantage Large Company Core                             1.00%
Advantage Large Company Growth                           1.00%
Advantage Asset Allocation                               1.00%
Advantage Total Return Bond                              0.90%

                                       10

 AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

 (b) In addition, the following name changes were made effective May 1, 2005:

OLD PORTFOLIO NAME                        NEW PORTFOLIO NAME
Equity Value                       Advantage C&B Large Cap Value
Equity Income                         Advantage Equity Income
International Equity                Advantage International Core
Small Cap Growth                     Advantage Small Cap Growth
Growth                              Advantage Large Company Core
Large Company Growth               Advantage Large Company Growth
Asset Allocation                     Advantage Asset Allocation
Total Return Bond                   Advantage Total Return Bond

 (13) The Fund's adviser is entitled to receive reimbursement from the Fund for fees and expenses paid for by the Fund's adviser pursuant to expense limitation commitments between the Fund's adviser and the Fund if such reimbursement does not cause the Fund to exceed its then-current expense limitations and the reimbursement is made within three years after the Fund's adviser incurred the expense.

 (14) Effective July 1, 2005, the "AIM V.I. Health Sciences Fund" will be renamed "AIM V.I. Global Health Care Fund."

 (15) Effective May 1, 2005, the name of the Portfolio was changed from
 "Evergreen VA International Growth" to "Evergreen VA International Equity."

 (16) Effective May 1, 2005, the name of the Portfolio was changed from
 "Evergreen VA Special Equity" to "Evergreen VA Growth."

 (17) ProFund Advisors LLC has contractually agreed to waive Investment Advisory and Management Services Fees and to reimburse other expenses to the extent
 Total Annual Portfolio Operating Expenses, as a percentage of average daily net assets, exceed 1.98% (1.73% for ProFund VP U.S. Government Plus and 1.78% for
 ProFund VP Rising Rates Opportunity) through December 31, 2005. After such date, any of the expense limitations may be terminated or revised. Amounts waived or reimbursed in a particular fiscal year may be repaid to ProFund
 Advisors LLC within three years of the waiver or reimbursement to the extent that recoupment will not cause the Portfolio's expenses to exceed any expense limitation in place at that time. A waiver or reimbursement lowers the expense ratio and increases overall returns to investors.

 (18) The Funds' Board of Trustees reserves the right to suspend payments under the 12b-1 Plan at any time. On May 1, 2003, 12b-1 payments were suspended for all Funds except the First Trust 10 Uncommon Values Portfolio. Payments under the 12b-1 Plan resumed effective May 1, 2004 for the Target Managed VIP
 Portfolio, the Dow Dart 10 Portfolio, the Global Dividend Target 15 Portfolio,
 the S&P Target 24 Portfolio, the Nasdaq Target 15 Portfolio and the Value Line
 Target 25 Portfolio.

 (19) For the period September 30, 2004 through December 31, 2007, First Trust has contractually agreed to waive fees and reimburse expenses of the Portfolios to limit the total annual fund operating expenses (excluding brokerage expense and extraordinary expense) to 1.37% for the First Trust 10 Uncommon Values
 Portfolio and 1.47% for each of the other Portfolios' average daily net assets.
 First Trust has entered into an agreement with First Defined Portfolio Fund,
 LLC that will allow First Trust to recover from the Portfolios any fees waived or reimbursed during the three year period of January 1, 2005 through December
 31, 2007. However, First Trust's ability to recover such amounts is limited to the extent that it would not exceed the amount reimbursed or waived during such period.

                                                TOTAL ACTUAL ANNUAL
                                            PORTFOLIO OPERATING EXPENSES
PORTFOLIO NAME                              AFTER EXPENSE REIMBURSEMENT
First Trust[RegTM] 10 Uncommon Values                  1.37%
Target Managed VIP                                     1.47%
S&P Target 24                                          1.47%
The Dow(SM) DART 10                                    1.47%
Value Line[RegTM] Target 25                            1.47%
Global Dividend Target 15                              1.47%
Nasdaq Target 15                                       1.47%
Dow Target Dividend                                    1.47%

 (20) The Dow (SM) Target Dividend Portfolio is newly organized. Accordingly,
 Other Expenses and Total Annual Portfolio Operating Expenses are based on estimated expenses for the current fiscal year.

                                       11

 EXPENSE EXAMPLES

 AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

 These examples are designed to assist you in understanding the various expenses you may incur with the Annuity over certain periods of time based on specific assumptions. The examples reflect the Contingent Deferred Sales Charges, Annual
 Maintenance Fee, Insurance Charge, Distribution Charge (when applicable), and the highest total annual portfolio operating expenses for any underlying
 Portfolio offered under the product, as well as the maximum charges for the optional benefits that are offered under the Annuity that can be elected in combination with one another.

 Below are examples showing what you would pay in expenses at the end of the stated time periods had you invested $10,000 in the Annuity and received a 5%
 annual return on assets, and elected all optional benefits available.

 The examples shown assume that: (a) you only allocate Account Value to the
 Sub-account with the maximum total annual portfolio operating expenses for the underlying Portfolio (shown above), not to a Fixed Allocation; (b) the
 Insurance Charge is assessed as 0.65% per year; (c) the Distribution Charge is assessed as 0.60% per year in Annuity Years 1 -- 8; (d) the Annual Maintenance
 Fee is reflected as an asset-based charge based on an assumed average contract size; (e) you make no withdrawals of Account Value during the period shown; (f)
 you make no transfers, or other transactions for which we charge a fee during the period shown; (g) no tax charge applies; (h) the highest total annual portfolio operating expenses for any underlying Portfolio offered under the product applies; and (i) the charge for each optional benefit is reflected as an additional charge equal to 0.60% per year of the average daily net assets of the Sub-accounts for the Lifetime Five Income Benefit, 0.50% per year of the average daily net assets of the Sub-accounts for the Highest Daily Value Death
 Benefit and 0.25% of the average daily net assets of the Sub-accounts for the
 Enhanced Beneficiary Protection Death Benefit. Amounts shown in the examples are rounded to the nearest dollar.

 The examples are illustrative only -- they should not be considered a representation of past or future expenses of the underlying mutual funds or their portfolios -- actual expenses will be less than those shown if you elect a different combination of optional benefits than indicated in the examples or if you allocate account value to any other available Sub-accounts.

 Expense Examples are provided as follows: 1.) if you surrender the Annuity at the end of the stated time period; 2.) if you annuitize at the end of the stated time period; and 3.) if you do not surrender your Annuity. A table of accumulation values appears in Appendix A to this Prospectus.

                                                 IF YOU ANNUITIZE YOUR ANNUITY AT
    IF YOU SURRENDER YOUR ANNUITY AT             THE END OF THE APPLICABLE TIME
 THE END OF THE APPLICABLE TIME PERIOD:                     PERIOD:
------------------------------------------------------------------------------------
1 YR              3 YRS     5 YRS     10 YRS    1 YR    3 YRS     5 YRS     10 YRS
$1,405            $2,724    $3,930    $6,475    $730    $2,139    $3,480    $6,475

       IF YOU DO NOT SURRENDER
            YOUR ANNUITY:
-------------------------------------
1 YR    3 YRS     5 YRS     10 YRS
$730    $2,139    $3,480    $6,475

                                       12

 INVESTMENT OPTIONS

 AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

 WHAT ARE THE INVESTMENT OBJECTIVES AND POLICIES OF THE PORTFOLIOS?

 Each variable investment option is a Sub-account of American Skandia Life
 Assurance Corporation Variable Account B (see "What are Separate Accounts" for
 more detailed information). Each Sub-account invests exclusively in one
 Portfolio. You should carefully read the prospectus for any Portfolio in which you are interested. The following chart classifies each of the Portfolios based on our assessment of their investment style (as of the date of this
 Prospectus). The chart also provides a description of each Portfolio's investment objective (in italics) and a short, summary description of their key policies to assist you in determining which Portfolios may be of interest to you. There is no guarantee that any underlying Portfolio will meet its investment objective.

    The name of the advisor/sub-advisor for each Portfolio appears next to the description. Those Portfolios whose name includes the prefix "AST" are
 Portfolios of American Skandia Trust. The investment managers for AST are
 American Skandia Investment Services, Incorporated, a Prudential Financial
 Company, and Prudential Investments LLC, affiliated companies of American
 Skandia. However, a sub-advisor, as noted below, is engaged to conduct day-to-day management.

    The Portfolios are not publicly traded mutual funds. They are only available as investment options in variable annuity contracts and variable life insurance policies issued by insurance companies, or in some cases, to participants in certain qualified retirement plans. However, some of the Portfolios available as Sub-accounts under the Annuity are managed by the same portfolio advisor or sub-advisor as a retail mutual fund of the same or similar name that the
 Portfolio may have been modeled after at its inception. Certain retail mutual funds may also have been modeled after a Portfolio. While the investment objective and policies of the retail mutual funds and the Portfolios may be substantially similar, the actual investments will differ to varying degrees.
 Differences in the performance of the funds can be expected, and in some cases could be substantial. You should not compare the performance of a publicly traded mutual fund with the performance of any similarly named Portfolio offered as a Sub-account. Details about the investment objectives, policies, risks, costs and management of the Portfolios are found in the prospectuses for the underlying mutual funds. The current prospectus and statement of additional information for the underlying Portfolios can be obtained by calling
 1-800-680-8920.

 Effective May 1, 2004, the SP William Blair International Growth Portfolio
 (formerly the SP Jennison International Growth Portfolio) is no longer offered as a Sub-account under the Annuity, except as follows: if at any time prior to
 May 1, 2004 you had any portion of your Account Value allocated to the SP
 William Blair International Growth Sub-account, you may continue to allocate
 Account Value and make transfers into and/or out of the SP William Blair
 International Growth Sub-account, including any bank drafting, dollar cost averaging, asset allocation and rebalancing programs. If you never had a portion of your Account Value allocated to the SP William Blair International
 Growth Sub-account prior to May 1, 2004 or if you purchase your Annuity on or after May 1, 2004, you cannot allocate Account Value to the SP William Blair
 International Growth Sub-account.

    This Sub-account may be offered to new Owners at some future date; however, at the present time, there is no intention to do so. We also reserve the right to offer or close this Sub-account to all Owners that owned the Annuity prior to the close date.

                                       13

Investment Options continued

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

                                                                                                             PORTFOLIO
    STYLE/                                                                                                    ADVISOR/
     TYPE                                    INVESTMENT OBJECTIVES/POLICIES                                  SUB-ADVISOR
---------------------------------------------------------------------------------------------------------------------------
International   AST JPMorgan International Equity: seeks long-term capital growth by                     J.P. Morgan
Equity          investing in a diversified portfolio of international equity securities. The Portfolio   Fleming Asset
                seeks to meet its objective by investing, under normal market conditions, at least       Management
                80% of its assets in a diversified portfolio of equity securities of companies located or operating in developed non-U.S. countries and emerging markets of the world.
---------------------------------------------------------------------------------------------------------------------------
International   AST William Blair International Growth: Seeks long-term capital appreciation. The        William Blair &
Equity          Portfolio invests primarily in stocks of large and medium-sized companies located        Company, L.L.C.
                in countries included in the Morgan Stanley Capital International All Country World
                Ex-U.S. Index.
---------------------------------------------------------------------------------------------------------------------------
International   AST LSV International Value (formerly AST DeAM International Equity): seeks              LSV Asset
Equity          capital growth. The Portfolio pursues its objective by primarily investing at least      Management
                80% of the value of its assets in the equity securities of companies in developed non-U.S. countries that are represented in the MSCI EAFE Index.
---------------------------------------------------------------------------------------------------------------------------
International   AST MFS Global Equity: seeks capital growth. Under normal circumstances the              Massachusetts
Equity          Portfolio invests at least 80% of its assets in equity securities of U.S. and            Financial Services
                foreign issuers (including issuers in developing countries). The Portfolio generally     Company
                seeks to purchase securities of companies with relatively large market capitalizations relative to the market in which they are traded.
---------------------------------------------------------------------------------------------------------------------------
Small Cap       AST Small-Cap Growth (formerly AST State Street Research Small-Cap                       Eagle Asset
Growth          Growth): seeks long-term capital growth. The Portfolio pursues its objective by          Management,
                primarily investing in the common stocks of small-capitalization companies.              Neuberger Berman
                                                                                                         Management, Inc.
---------------------------------------------------------------------------------------------------------------------------
Small Cap       AST DeAM Small-Cap Growth: seeks maximum growth of investors' capital                    Deutsche Asset
Growth          from a portfolio of growth stocks of smaller companies. The Portfolio pursues its        Management, Inc.
                objective, under normal circumstances, by primarily investing at least 80% of its total assets in the equity securities of small-sized companies included in the
                Russell 2000 Growth[RegTM] Index.
---------------------------------------------------------------------------------------------------------------------------
Small Cap       AST Federated Aggressive Growth: seeks capital growth. The Portfolio                     Federated Equity
Growth          pursues its investment objective by investing primarily in the stocks of small           Management
                companies that are traded on national security exchanges, the NASDAQ stock               Company of
                exchange and the over-the-counter market.                                                Pennsylvania/
                                                                                                         Federated Global
                                                                                                         Investment
                                                                                                         Management Corp.
---------------------------------------------------------------------------------------------------------------------------
Small Cap       AST Small-Cap Value (formerly AST Gabelli Small-Cap Value): seeks to provide             Integrity Asset
Value           long-term capital growth by investing primarily in small-capitalization stocks that      Management, Lee
                appear to be undervalued. The Portfolio will have a non-fundamental policy to            Munder Capital
                invest, under normal circumstances, at least 80% of the value of its assets in           Group, J.P. Morgan
                small capitalization companies.                                                          Fleming Asset
                                                                                                         Management
---------------------------------------------------------------------------------------------------------------------------

                                       14

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

                                                                                                             PORTFOLIO
    STYLE/                                                                                                    ADVISOR/
     TYPE                                    INVESTMENT OBJECTIVES/POLICIES                                  SUB-ADVISOR
---------------------------------------------------------------------------------------------------------------------------
Small Cap       AST DeAM Small-Cap Value: seeks maximum growth of investors' capital.                    Deutsche Asset
Value           The Portfolio pursues its objective under normal market conditions, by primarily         Management, Inc.
                investing at least 80% of its total assets in the equity securities of small-sized companies included in the Russell 2000[RegTM] Value Index.
---------------------------------------------------------------------------------------------------------------------------
Mid Cap         AST Goldman Sachs Mid-Cap Growth: seeks long-term capital growth. The                    Goldman Sachs
Growth          Portfolio pursues its investment objective by investing primarily in equity              Asset Management,
                securities selected for their growth potential, and normally invests at least 80%        L.P.
                of the value of its assets in medium capitalization companies.
---------------------------------------------------------------------------------------------------------------------------
Mid-Cap         AST Neuberger Berman Mid-Cap Growth: seeks capital growth. Under                         Neuberger Berman
Growth          normal market conditions, the Portfolio primarily invests at least 80% of its net        Management Inc.
                assets in the common stocks of mid-cap companies. The Sub-advisor looks for fast-growing companies that are in new or rapidly evolving industries.
---------------------------------------------------------------------------------------------------------------------------
Mid Cap Value   AST Neuberger Berman Mid-Cap Value: seeks capital growth. Under normal market            Neuberger Berman
                conditions, the Portfolio primarily invests at least 80% of its net assets in the        Management Inc.
                common stocks of mid-cap companies. Under the Portfolio's value-oriented investment approach, the Sub-advisor looks for well-managed companies whose stock prices are undervalued and that may rise before other investors realize their worth.
---------------------------------------------------------------------------------------------------------------------------
Specialty       AST Alger All-Cap Growth: seeks long-term capital growth. The Portfolio                  Fred Alger
                invests primarily in equity securities, such as common or preferred stocks that          Management, Inc.
                are listed on U.S. exchanges or in the over-the-counter market. The Portfolio may invest in the equity securities of companies of all sizes, and may emphasize either larger or smaller companies at a given time based on the Sub-advisor's assessment of particular companies and market conditions.
---------------------------------------------------------------------------------------------------------------------------
Specialty       AST Gabelli All-Cap Value: seeks capital growth. The Portfolio pursues its               GAMCO Investors,
                objective by investing primarily in readily marketable equity securities including       Inc.
                common stocks, preferred stocks and securities that may be converted at a later time into common stock. The Portfolio may invest in the securities of companies of all sizes, and may emphasize either larger or smaller companies at a given time based on the Sub-advisor's assessment of particular companies and market conditions.
---------------------------------------------------------------------------------------------------------------------------
Specialty       AST T. Rowe Price Natural Resources: seeks long-term capital growth                      T. Rowe Price
                primarily through the common stocks of companies that own or develop natural             Associates, Inc.
                resources (such as energy products, precious metals and forest products) and other basic commodities. The Portfolio normally invests primarily (at least 80% of its total assets) in the common stocks of natural resource companies whose earnings and tangible assets could benefit from accelerating inflation.
---------------------------------------------------------------------------------------------------------------------------
Large Cap       AST AllianceBernstein Large-Cap Growth (formerly AST Alliance Growth):                   Alliance Capital
Growth          seeks long-term capital growth. The Portfolio invests at least 80% of its total          Management, L.P.
                assets in the equity securities of a limited number of large, carefully selected, high-quality U.S. companies that are judged likely to achieve superior earnings growth.
---------------------------------------------------------------------------------------------------------------------------

                                       15

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                                                                                                             PORTFOLIO
    STYLE/                                                                                                    ADVISOR/
     TYPE                                    INVESTMENT OBJECTIVES/POLICIES                                  SUB-ADVISOR
---------------------------------------------------------------------------------------------------------------------------
Large Cap       AST MFS Growth: seeks long-term capital growth and future income. Under                  Massachusetts
Growth          normal market conditions, the Portfolio invests at least 80% of its total assets in      Financial Services
                common stocks and related securities, such as preferred stocks, convertible securities   Company
                and depositary receipts, of companies that the Sub-advisor believes offer better than average prospects for long-term growth.
---------------------------------------------------------------------------------------------------------------------------
Large Cap       AST Marsico Capital Growth: seeks capital growth. Income realization is not              Marsico Capital
Growth          an investment objective and any income realized on the Portfolio's investments,          Management, LLC
                therefore, will be incidental to the Portfolio's objective. The Portfolio will pursue its objective by investing primarily in common stocks of larger, more established companies.
---------------------------------------------------------------------------------------------------------------------------
Large Cap       AST Goldman Sachs Concentrated Growth: seeks growth of capital in a                      Goldman Sachs
Growth          manner consistent with the preservation of capital. Realization of income is not         Asset Management,
                a significant investment consideration and any income realized on                        L.P.
                the Portfolio's investments, therefore, will be incidental to the Portfolio's objective. The Portfolio will pursue its objective by investing primarily in equity securities of
                companies that the Sub-advisor believes have potential to achieve capital appreciation over the long-term.
---------------------------------------------------------------------------------------------------------------------------
Large Cap       AST DeAM Large-Cap Value: seeks maximum growth of capital by investing                   Deutsche Asset
Value           primarily in the value stocks of larger companies. The Portfolio pursues its             Management, Inc.
                objective, under normal market conditions, by primarily investing at least 80% of the value of its assets in the equity securities of large-sized companies included in the Russell 1000[RegTM]
                Value Index.
---------------------------------------------------------------------------------------------------------------------------
Large Cap       AST AllianceBernstein Growth + Value: seeks capital growth by investing                  Alliance Capital
Blend           approximately 50% of its assets in growth stocks of large companies and                  Management, L.P.
                approximately 50% of its assets in value stocks of large companies. The
                Portfolio will invest primarily in common stocks of large U.S. companies included in the Russell 1000[RegTM] Index.
---------------------------------------------------------------------------------------------------------------------------
Large Cap       AST AllianceBernstein Core Value (formerly AST Sanford Bernstein Core                    Alliance Capital
Value           Value): seeks long-term capital growth by investing primarily in common stocks.          Management, L.P.
                The Sub-advisor expects that the majority of the Portfolio's assets will be invested in the common stocks of large companies that appear to be undervalued.
---------------------------------------------------------------------------------------------------------------------------
Specialty       AST Cohen & Steers Realty: seeks to maximize total return through                        Cohen & Steers
                investment in real estate securities. The Portfolio pursues its investment               Capital
                objective by investing, under normal circumstances, at least 80% of its net              Management, Inc.
                assets in securities of real estate issuers.
---------------------------------------------------------------------------------------------------------------------------
Large Cap       AST AllianceBernstein Managed Index 500 (formerly AST Sanford Bernstein                  Alliance Capital
Blend           Managed Index 500): seeks to outperform the S&P 500 through stock selection              Management, L.P.
                resulting in different weightings of common stocks relative to the index. The Portfolio will invest, under normal circumstances, at least 80% of its net assets in securities included in the
                Standard & Poor's 500 Composite Stock Price Index.
---------------------------------------------------------------------------------------------------------------------------

                                       16

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

                                                                                                             PORTFOLIO
    STYLE/                                                                                                    ADVISOR/
     TYPE                                    INVESTMENT OBJECTIVES/POLICIES                                  SUB-ADVISOR
---------------------------------------------------------------------------------------------------------------------------
Large Cap       AST American Century Income & Growth: seeks capital growth with current                  American Century
Value           income as a secondary objective. The Portfolio invests primarily in common               Investment
                stocks that offer potential for capital growth, and may, consistent with its             Management, Inc.
                investment objective, invest in stocks that offer potential for current income.
---------------------------------------------------------------------------------------------------------------------------
Large Cap       AST AllianceBernstein Growth & Income: seeks long-term growth of capital                 Alliance Capital
Value           and income while attempting to avoid excessive fluctuations in market value. The         Management, L.P.
                Portfolio normally will invest in common stocks (and securities convertible into common stocks).
---------------------------------------------------------------------------------------------------------------------------
Large Cap       AST Hotchkis & Wiley Large-Cap Value: seeks current income and long-term                 Hotchkis & Wiley
Value           growth of income, as well as capital appreciation. The Portfolio invests, under          Capital
                normal circumstances, at least 80% of its net assets plus borrowings for investment      Management, LLC
                purposes in common stocks of large cap U.S. companies that have a high cash dividend or payout yield relative to the market.
---------------------------------------------------------------------------------------------------------------------------
Asset           AST Global Allocation (formerly AST DeAM Global Allocation): seeks to obtain             Prudential
Allocation/     the highest potential total return consistent with a specified level of risk             Investments LLC
Balanced        tolerance. The Portfolio seeks to achieve its investment objective by investing in several other AST Portfolios ("Underlying Portfolios"). The
                Portfolio intends its strategy of investing in combinations of
                Underlying Portfolios to result in investment diversification that an investor could otherwise achieve only by holding
                numerous investments.
---------------------------------------------------------------------------------------------------------------------------
Asset           AST American Century Strategic Balanced: seeks capital growth and current                American Century
Allocation/     income. The Sub-advisor intends to maintain approximately 60% of the Portfolio's         Investment
Balanced        assets in equity securities and the remainder in bonds and other fixed income            Management, Inc.
                securities.
---------------------------------------------------------------------------------------------------------------------------
Asset           AST T. Rowe Price Asset Allocation: seeks a high level of total return by                T. Rowe Price
Allocation/     investing primarily in a diversified portfolio of fixed income and equity securities.    Associates, Inc.
Balanced        The Portfolio normally invests approximately 60% of its total assets in equity securities and 40% in fixed income securities. This mix may vary depending on the Sub-advisor's outlook for the markets.
---------------------------------------------------------------------------------------------------------------------------
Fixed Income    AST T. Rowe Price Global Bond: seeks to provide high current income and                  T. Rowe Price
                capital growth by investing in high quality foreign and U.S. dollar-denominated          International, Inc.
                bonds. The Portfolio will invest at least 80% of its total assets in fixed income securities, including high quality bonds issued or guaranteed by U.S. or foreign governments or their agencies and by foreign authorities, provinces and municipalities as well as investment grade corporate bonds and mortgage and asset-backed securities of U.S. and foreign issuers.
---------------------------------------------------------------------------------------------------------------------------
Fixed Income    AST Goldman Sachs High Yield: seeks a high level of current income and                   Goldman Sachs
                may also consider the potential for capital appreciation. The Portfolio invests,         Asset Management,
                under normal circumstances, at least 80% of its net assets plus any borrowings           L.P.
                for investment purposes (measured at time of purchase) ("Net Assets") in high-
                yield, fixed-income securities that, at the time of purchase, are non-investment grade securities.
---------------------------------------------------------------------------------------------------------------------------

                                       17

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                                                                                                             PORTFOLIO
    STYLE/                                                                                                    ADVISOR/
     TYPE                                    INVESTMENT OBJECTIVES/POLICIES                                  SUB-ADVISOR
---------------------------------------------------------------------------------------------------------------------------
Fixed Income    AST Lord Abbett Bond-Debenture: seeks high current income and the opportunity            Lord, Abbett & Co.
                for capital appreciation to produce a high total return. To pursue its objective,        LLC
                the Portfolio will invest, under normal circumstances, at least 80% of the value of its assets in fixed income securities and normally invests primarily in high yield and investment grade debt securities, securities convertible into common stock and preferred stocks.
---------------------------------------------------------------------------------------------------------------------------
Fixed Income    AST PIMCO Total Return Bond: seeks to maximize total return consistent with              Pacific Investment
                preservation of capital and prudent investment management. The Portfolio will            Management
                invest in a diversified portfolio of fixed-income securities of varying maturities.      Company LLC
                The average portfolio duration of the Portfolio generally will vary within a three-      (PIMCO)
                to six-year time frame based on the Sub-advisor's forecast for interest rates.
---------------------------------------------------------------------------------------------------------------------------
Fixed Income    AST PIMCO Limited Maturity Bond: seeks to maximize total return consistent with          Pacific Investment
                preservation of capital and prudent investment management. The Portfolio will invest     Management
                in a diversified portfolio of fixed-income securities of varying maturities.             Company LLC (PIMCO)
                The average portfolio duration of the Portfolio generally will vary within a one-
                to three-year time frame based on the Sub-advisor's forecast for interest rates.
---------------------------------------------------------------------------------------------------------------------------
Fixed Income    AST Money Market: seeks high current income while maintaining high levels                Wells Capital
                of liquidity. The Portfolio attempts to accomplish its objective by maintaining a        Management, Inc.
                dollar-weighted average maturity of not more than 90 days and by investing in securities which have effective maturities of not more than 397 days.
---------------------------------------------------------------------------------------------------------------------------
International   GVIT Developing Markets: seeks long-term capital appreciation, under normal              Gartmore Global
Equity          conditions by investing at least 80% of its total assets in stocks of companies of       Asset Management
                any size based in the world's developing economies. Under                                Trust/Gartmore
                normal market conditions, investments are maintained in at least six countries           Global Partners
                at all times and no more than 35% of total assets in any single one of them.
---------------------------------------------------------------------------------------------------------------------------
Large Cap       Advantage C&B Large Cap Value Fund (formerly Equity Value): Seeks                        Wells Fargo Funds
Value           maximum long-term total return, consistent with minimizing risk to principal.            Management, LLC
                The Portfolio will principally invest in large-capitalization securities, which the Sub-advisor defines as securities of companies with market capitalizations of $1 billion or more.
---------------------------------------------------------------------------------------------------------------------------
Large Cap       Advantage Equity Income Fund (formerly Equity Income): Seeks long-term                   Wells Fargo Funds
Value           capital appreciation and above-average dividend income. The Portfolio invests in         Management, LLC
                the common stocks of large U.S. companies with strong return potential and above-average dividend income. The Portfolio invests principally in securities of companies with market capitalizations of $3 billion or more.
---------------------------------------------------------------------------------------------------------------------------
International   Advantage International Core Fund (formerly International Equity): Seeks                 Wells Fargo Funds
Equity          long-term capital appreciation. The Portfolio will principally invest in non-U.S.        Management, LLC
                securities. The Portfolio will focus on companies with strong growth potential that offer good relative values.
---------------------------------------------------------------------------------------------------------------------------

                                       18

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

                                                                                                             PORTFOLIO
    STYLE/                                                                                                    ADVISOR/
     TYPE                                    INVESTMENT OBJECTIVES/POLICIES                                  SUB-ADVISOR
---------------------------------------------------------------------------------------------------------------------------
Small Cap       Advantage Small Cap Growth Fund (formerly Small Cap Growth): Seeks                       Wells Fargo Funds
Growth          long-term capital appreciation. The Portfolio focuses on companies that the              Management, LLC
                Sub-advisor believes have above-average growth potential, or that may be involved in new or innovative products, services and processes.
---------------------------------------------------------------------------------------------------------------------------
Large Cap       Advantage Large Company Core Fund (formerly Growth): Seeks total return                  Wells Fargo Funds
Blend           comprised of long-term capital appreciation and current income. The Portfolio            Management, LLC
                will invest at least 80% of the Fund's assets in securities of large-capitalization companies, which are defined as those with market capitalizations of $3 billion or more.
---------------------------------------------------------------------------------------------------------------------------
Large Cap       Advantage Large Company Growth Fund (formerly Large Company Growth):                     Wells Fargo Funds
Growth          Seeks long-term capital appreciation. The Portfolio invests in the common stocks         Management, LLC
                of large U.S. companies that the Sub-advisor believes have superior growth potential. The Portfolio invests principally in securities of companies with market capitalizations of $3 billion or more.
---------------------------------------------------------------------------------------------------------------------------
Asset           Advantage Asset Allocation Fund (formerly Asset Allocation): Seeks long-term             Wells Fargo Funds
Allocation/     total return, consistent with reasonable risk. The Portfolio invests in equity and       Management, LLC
Balanced        fixed-income securities in varying proportions, with an emphasis on equity securities. The Portfolio does not select individual
                securities for investment, rather, it buys substantially all of the securities of various indexes to replicate such
                indexes.
---------------------------------------------------------------------------------------------------------------------------
Fixed Income    Advantage Total Return Bond Fund (formerly Total Return Bond): Seeks total return        Wells Fargo Funds
                consisting of income and capital appreciation. The Portfolio invests principally in      Management, LLC
                investment-grade debt securities, which include U.S. Government obligations, corporate bonds, mortgage- and other asset-backed securities and money market instruments. Under normal circumstances, the Portfolio is expected to maintain an overall effective duration between 4 and 5.5 years.
---------------------------------------------------------------------------------------------------------------------------
Mid Cap         AIM Variable Insurance Funds -- AIM V.I. Dynamics Fund -- Series I shares (formerly      A I M Advisors,
Growth          an INVESCO fund): seeks long-term capital growth. The Portfolio pursues its              Inc.
                objective by normally investing at least 65% of its assets in common stocks of mid-sized companies that are included in the Russell Midcap Growth[RegTM] Index at the time of purchase.
---------------------------------------------------------------------------------------------------------------------------
Specialty       AIM Variable Insurance Funds -- AIM V.I. Technology Fund -- Series I  shares             A I M Advisors,
                (formerly an INVESCO fund): seeks capital growth. The Portfolio normally invests at      Inc.
                least 80% of its net assets in the equity securities and equity-related instruments of companies engaged in technology-related industries. These include, but are not limited to, various applied technologies, hardware, software, semiconductors, telecommunications equipment and services and service-related companies in information technology.
---------------------------------------------------------------------------------------------------------------------------
Specialty       AIM Variable Insurance Funds -- AIM V.I. Health Sciences Fund --                         A I M Advisors,
                Series I shares (formerly an INVESCO fund) (Effective July 1, 2005, AIM V.I.             Inc.
                Health Sciences Fund will be renamed AIM V.I. Global Health Care Fund): seeks capital growth. The Portfolio normally invests at least 80% of its net assets in the equity securities and equity-related instruments of companies related to health care.
---------------------------------------------------------------------------------------------------------------------------

                                       19

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                                                                                                             PORTFOLIO
    STYLE/                                                                                                    ADVISOR/
     TYPE                                    INVESTMENT OBJECTIVES/POLICIES                                  SUB-ADVISOR
---------------------------------------------------------------------------------------------------------------------------
Specialty       AIM Variable Insurance Funds -- AIM V.I. Financial Services Fund --                      A I M Advisors,
                Series I shares (formerly an INVESCO fund): seeks capital growth. The Portfolio          Inc.
                normally invests at least 80% of its net assets in the equity securities and equity-related instruments of companies involved in the financial services sector.
                These companies include, but are not limited to, banks, insurance companies, investment and miscellaneous industries, and suppliers to financial services companies.
---------------------------------------------------------------------------------------------------------------------------
International   Evergreen VA International Equity (formerly Evergreen VA International                   Evergreen
Equity          Growth): seeks long-term capital growth and secondarily, modest income. The              Investment
                Portfolio normally invests 80% of its assets in equity securities issued by              Management
                established, quality, non-U.S. companies located in countries with developed             Company, LLC
                markets and may purchase across all market capitalizations. The Portfolio normally invests at least 65% of its assets in securities of companies in at least three different countries (other than the U.S.).
---------------------------------------------------------------------------------------------------------------------------
Small Cap       Evergreen VA Growth (formerly Evergreen VA Special Equity): seeks long-term              Evergreen
Growth          capital growth. The Portfolio invests at least 75% of its assets in common stocks        Investment
                of small- and medium-sized companies (i.e., companies whose market                       Management
                capitalizations fall within the range of the Russell 2000[RegTM] Growth Index, at the    Company, LLC
                time of purchase).
---------------------------------------------------------------------------------------------------------------------------
Specialty       Evergreen VA Omega: seeks long-term capital growth. The Portfolio invests                Evergreen
                primarily, and under normal conditions, substantially all of its assets in common        Investment
                stocks and securities convertible into common stocks of U.S. companies across            Management
                all market capitalizations.                                                              Company, LLC
---------------------------------------------------------------------------------------------------------------------------
International   ProFund VP Europe 30: seeks daily investment results, before fees and                    ProFund Advisors
Equity          expenses, that correspond to the daily performance of the ProFunds Europe 30             LLC
                Index. The ProFunds Europe 30 Index, created by ProFund Advisors, is composed of 30 companies whose principal offices are located in Europe and whose securities are traded on U.S. exchanges or on the NASDAQ as depositary receipts or ordinary shares.
---------------------------------------------------------------------------------------------------------------------------
Specialty       ProFund VP Asia 30: seeks daily investment results, before fees and expenses,            ProFund Advisors
                that correspond to the daily performance of the ProFunds Asia 30 Index. The              LLC
                ProFunds Asia 30 Index, created by ProFund Advisors, is composed of 30 companies whose principal offices are located in the Asia/Pacific region, excluding Japan, and whose securities are traded on U.S. exchanges or on the
                NASDAQ as depository receipts or ordinary shares.
---------------------------------------------------------------------------------------------------------------------------
Specialty       ProFund VP Japan: seeks daily investment results, before fees and expenses,              ProFund Advisors
                that correspond to the daily performance of the Nikkei 225 Stock Average. Since          LLC
                the Japanese markets are not open when ProFund VP Japan values its shares,
                ProFund VP Japan determines its success in meeting this investment objective by comparing its daily return on a given day with the daily performance of related futures contracts traded in the United States related to the Nikkei 225 Stock
                Average.
---------------------------------------------------------------------------------------------------------------------------

                                       20

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

                                                                                                             PORTFOLIO
    STYLE/                                                                                                    ADVISOR/
     TYPE                                    INVESTMENT OBJECTIVES/POLICIES                                  SUB-ADVISOR
---------------------------------------------------------------------------------------------------------------------------
Specialty       ProFund VP Banks: seeks daily investment results, before fees and expenses,              ProFund Advisors
                that correspond to the daily performance of the Dow Jones U.S. Banks Index.              LLC
                The Dow Jones U.S. Banks Index measures the performance of the banking industry portion of the U.S. equity market.
---------------------------------------------------------------------------------------------------------------------------
Specialty       ProFund VP Basic Materials: seeks daily investment results, before fees and              ProFund Advisors
                expenses, that correspond to the daily performance of the Dow Jones U.S. Basic           LLC
                Materials Sector Index. The Dow Jones U.S. Basic Materials Sector Index
                measures the performance of the basic materials economic sector of the U.S.
                equity market.
---------------------------------------------------------------------------------------------------------------------------
Specialty       ProFund VP Biotechnology: seeks daily investment results, before fees and                ProFund Advisors
                expenses, that correspond to the daily performance of the Dow Jones U.S.                 LLC
                Biotechnology Index. The Dow Jones U.S. Biotechnology Index measures the performance of the biotechnology industry portion of the U.S. equity market.
---------------------------------------------------------------------------------------------------------------------------
Specialty       ProFund VP Consumer Services (formerly ProFund VP Consumer Cyclical):                    ProFund Advisors
                seeks daily investment results, before fees and expenses, that correspond to the         LLC
                daily performance of the Dow Jones U.S. Consumer Services Index. The Dow
                Jones U.S. Consumer Services Index measures the performance of consumer spending in the services industry of the U.S. equity market.
---------------------------------------------------------------------------------------------------------------------------
Specialty       ProFund VP Consumer Goods (formerly ProFund VP Consumer Non-Cyclical):                   ProFund Advisors
                seeks daily investment results, before fees and expenses, that correspond to the         LLC
                daily performance of the Dow Jones U.S. Consumer Goods Index. The Dow
                Jones U.S. Consumer Goods Index measures the performance of consumer spending in the goods industry of the U.S. equity market.
---------------------------------------------------------------------------------------------------------------------------
Specialty       ProFund VP Oil & Gas (formerly ProFund VP Energy): seeks daily investment                ProFund Advisors
                results, before fees and expenses, that correspond to the daily performance of           LLC
                the Dow Jones U.S. Oil & Gas Index. The Dow Jones U.S. Oil & Gas Sector
                Index measures the performance of the energy sector of the U.S. equity market.
---------------------------------------------------------------------------------------------------------------------------
Specialty       ProFund VP Financials (formerly ProFund VP Financial): seeks daily investment            ProFund Advisors
                results, before fees and expenses, that correspond to the daily performance of           LLC
                the Dow Jones U.S. Financials Sector Index. The Dow Jones U.S. Financials
                Sector Index measures the performance of the financial services economic sector of the U.S. equity market.
---------------------------------------------------------------------------------------------------------------------------
Specialty       ProFund VP Health Care (formerly ProFund VP Healthcare): seeks daily                     ProFund Advisors
                investment results, before fees and expenses, that correspond to the daily               LLC
                performance of the Dow Jones U.S. Health Care Index. The Dow Jones U.S.
                Health Care Index measures the performance of the healthcare economic sector of the U.S. equity market.
---------------------------------------------------------------------------------------------------------------------------
Specialty       ProFund VP Industrials (formerly ProFund VP Industrial): seeks daily investment          ProFund Advisors
                results, before fees and expenses, that correspond to the daily performance of           LLC
                the Dow Jones U.S. Industrials Index. The Dow Jones U.S. Industrials Index
                measures the performance of the industrial economic sector of the U.S. equity market.
---------------------------------------------------------------------------------------------------------------------------

                                       21

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                                                                                                             PORTFOLIO
    STYLE/                                                                                                    ADVISOR/
     TYPE                                    INVESTMENT OBJECTIVES/POLICIES                                  SUB-ADVISOR
---------------------------------------------------------------------------------------------------------------------------
Specialty       ProFund VP Internet: seeks daily investment results, before fees and                     ProFund Advisors
                expenses, that correspond to the daily performance of the Dow Jones Composite            LLC
                Internet Index. The Dow Jones Composite Internet Index measures the performance of stocks in the U.S. equity markets that generate the majority of their revenues from the Internet.
---------------------------------------------------------------------------------------------------------------------------
Specialty       ProFund VP Pharmaceuticals: seeks daily investment results, before fees and              ProFund Advisors
                expenses, that correspond to the daily performance of the Dow Jones U.S.                 LLC
                Pharmaceuticals Index. The Dow Jones U.S. Pharmaceuticals Index measures the performance of the pharmaceuticals industry portion of the U.S. equity market.
---------------------------------------------------------------------------------------------------------------------------
Specialty       ProFund VP Precious Metals: seeks daily investment results, before fees and              ProFund Advisors
                expenses, that correspond to the daily performance of the Dow Jones Precious             LLC
                Metals Index. The Dow Jones Precious Metals Index measures the performance of the precious metals mining industry.
---------------------------------------------------------------------------------------------------------------------------
Specialty       ProFund VP Real Estate: seeks daily investment results, before fees and                  ProFund Advisors
                expenses, that correspond to the daily performance of the Dow Jones U.S. Real            LLC
                Estate Index. The Dow Jones U.S. Real Estate Index measures the performance of the real estate industry portion of the U.S. equity market.
---------------------------------------------------------------------------------------------------------------------------
Specialty       ProFund VP Semiconductor: seeks daily investment results, before fees and                ProFund Advisors
                expenses, that correspond to the daily performance of the Dow Jones U.S.                 LLC
                Semiconductor Index. The Dow Jones U.S. Semiconductor Index measures the performance of the semiconductor industry portion of the U.S. equity market.
---------------------------------------------------------------------------------------------------------------------------
Specialty       ProFund VP Technology: seeks daily investment results, before fees and                   ProFund Advisors
                expenses, that correspond to the daily performance of the Dow Jones U.S.                 LLC
                Technology Sector Index. The Dow Jones U.S. Technology Sector Index measures the performance of the technology sector of the U.S. equity market.
---------------------------------------------------------------------------------------------------------------------------
Specialty       ProFund VP Telecommunications: seeks daily investment results, before fees               ProFund Advisors
                and expenses, that correspond to the daily performance of the Dow Jones U.S.             LLC
                Telecommunications Sector Index. The Dow Jones U.S. Telecommunications
                Sector Index measures the performance of the telecommunications economic sector of the U.S. equity market.
---------------------------------------------------------------------------------------------------------------------------
Specialty       ProFund VP Utilities: seeks daily investment results, before fees and expenses,          ProFund Advisors
                that correspond to the daily performance of the Dow Jones U.S. Utilities Sector          LLC
                Index. The Dow Jones U.S. Utilities Sector Index measures the performance of the utilities economic sector of the U.S. equity market.
---------------------------------------------------------------------------------------------------------------------------
Specialty       ProFund VP Bull: seeks daily investment results, before fees and expenses,               ProFund Advisors
                that correspond to the daily performance of the S&P 500[RegTM] Index.                    LLC
---------------------------------------------------------------------------------------------------------------------------

                                       22

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

                                                                                                             PORTFOLIO
    STYLE/                                                                                                    ADVISOR/
     TYPE                                    INVESTMENT OBJECTIVES/POLICIES                                  SUB-ADVISOR
---------------------------------------------------------------------------------------------------------------------------
Specialty       ProFund VP Bear: seeks daily investment results, before fees and expenses,               ProFund Advisors
                that correspond to the inverse (opposite) of the daily performance of the S&P            LLC
                500[RegTM] Index. If ProFund VP Bear is successful in meeting its objective, its net asset value should gain approximately the same, on a percentage basis, as any decrease in the S&P 500[RegTM] Index when the Index declines on a given day. Conversely, its net asset value should lose approximately the same, on a percentage basis, as any increase in the Index when the Index rises on a given day.
---------------------------------------------------------------------------------------------------------------------------
Specialty       ProFund VP UltraBull: seeks daily investment results, before fees and                    ProFund Advisors
                expenses, that correspond to twice (200%) the daily performance of the S&P               LLC
                500[RegTM] Index. Prior to May 1, 2003, ProFund VP UltraBull was named "ProFund VP
                Bull Plus" and sought daily investment results that corresponded to one and one-half times (150%) the daily performance of the S&P 500[RegTM] Index. If ProFund
                VP UltraBull is successful in meeting its objective, its net asset value should gain approximately twice as much, on a percentage basis, as the S&P 500[RegTM]
                Index when the Index rises on a given day. Conversely, its net asset value should lose approximately twice as much, on a percentage basis, as the Index when the
                Index declines on a given day.
---------------------------------------------------------------------------------------------------------------------------
Specialty       ProFund VP OTC: seeks daily investment results, before fees and expenses, that           ProFund Advisors
                correspond to the daily performance of the NASDAQ-100 Index[RegTM]. "OTC" in             LLC
                the name of ProFund VP OTC refers to securities that do not trade on a U.S. securities exchange registered under the Securities Exchange Act of 1934.

---------------------------------------------------------------------------------------------------------------------------
Specialty       ProFund VP Short OTC: seeks daily investment results, before fees and                    ProFund Advisors
                expenses, that correspond to the inverse (opposite) of the daily performance of          LLC
                the NASDAQ-100 Index[RegTM]. If ProFund VP Short OTC is successful in meeting its objective, its net asset value should gain approximately the same, on a percentage basis, as any decrease in the NASDAQ-100 Index[RegTM] when the Index declines on a given day. Conversely, its net asset value should lose approximately the same, on a percentage basis, as any increase in the Index when the Index rises on a given day. "OTC" in the name of ProFund VP Short
                OTC refers to securities that do not trade on a U.S. securities exchange registered under the Securities Exchange Act of 1934.
---------------------------------------------------------------------------------------------------------------------------
Specialty       ProFund VP UltraOTC: seeks daily investment results, before fees and                     ProFund Advisors
                expenses, that correspond to twice (200%) the daily performance of the                   LLC
                NASDAQ-100 Index[RegTM]. If ProFund VP UltraOTC is successful in meeting its objective, its net asset value should gain approximately twice as much, on a percentage basis, as the NASDAQ-100 Index[RegTM] when the Index rises on a given day. Conversely, its net asset value should lose approximately twice as much, on a percentage basis, as the Index when the Index declines on a given day. "OTC"
                in the name of ProFund VP UltraOTC refers to securities that do not trade on a
                U.S. securities exchange registered under the Securities Exchange Act of 1934.
---------------------------------------------------------------------------------------------------------------------------

                                       23

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                                                                                                             PORTFOLIO
    STYLE/                                                                                                    ADVISOR/
     TYPE                                    INVESTMENT OBJECTIVES/POLICIES                                  SUB-ADVISOR
---------------------------------------------------------------------------------------------------------------------------
Mid Cap Value   ProFund VP Mid-Cap Value: seeks daily investment results, before fees and expenses,      ProFund Advisors
                that correspond to the daily performance of the S&P MidCap 400/ Barra Value              LLC
                Index[RegTM]. The S&P MidCap400/Barra Value Index[RegTM] is a float adjusted market capitalization weighted index comprised of the stocks in the S&P MidCap 400
                Index that have comparatively low price-to-book ratios as determined before each semiannual rebalance date.
---------------------------------------------------------------------------------------------------------------------------
Mid Cap         ProFund VP Mid-Cap Growth: seeks daily investment results, before fees and               ProFund Advisors
Growth          expenses, that correspond to the daily performance of the S&P MidCap 400/                LLC
                Barra Growth Index[RegTM]. The S&P MidCap 400/Barra Growth
                Index[RegTM] is a float adjusted market capitalization
                weighted index comprised of the stocks in the S&P MidCap 400
                Index[RegTM] that have comparatively high price-to-book
                ratios as determined before each semiannual rebalance date.
---------------------------------------------------------------------------------------------------------------------------
Specialty       ProFund VP UltraMid-Cap: seeks daily investment results, before fees and                 ProFund Advisors
                expenses, that correspond to twice (200%) the daily performance of the S&P               LLC
                MidCap 400 Index[RegTM]. If ProFund VP UltraMid-Cap is successful in meeting its objective, its net asset value should gain approximately twice as much, on a percentage basis, as the S&P MidCap 400 Index[RegTM] when the Index rises on a given day. Conversely, its net asset value should lose approximately twice as much, on a percentage basis, as the Index when the Index declines on a given day.
---------------------------------------------------------------------------------------------------------------------------
Small Cap       ProFund VP Small-Cap Value: seeks daily investment results, before fees and              ProFund Advisors
Value           expenses, that correspond to the daily performance of the S&P SmallCap 600/              LLC
                Barra Value Index[RegTM]. The S&P SmallCap 600/Barra Value
                Index[RegTM] is a float adjusted market capitalization
                weighted index comprised of the stocks in the S&P SmallCap
                600/Barra Value Index[RegTM] that have comparatively low
                price-to-book ratios as determined before each semiannual
                rebalance date.
---------------------------------------------------------------------------------------------------------------------------
Small Cap       ProFund VP Small-Cap Growth: seeks daily investment results, before fees                 ProFund Advisors
Growth          and expenses, that correspond to the daily performance of the S&P SmallCap               LLC
                600/Barra Growth Index[RegTM]. The S&P SmallCap 600/Barra
                Growth Index[RegTM] is a float adjusted market capitalization weighted index comprised of the stocks in the S&P SmallCap
                600/Barra Growth Index[RegTM] that have comparatively high price-to- book ratios as determined before each semiannual rebalance date.
---------------------------------------------------------------------------------------------------------------------------
Specialty       ProFund VP UltraSmall-Cap: seeks daily investment results, before fees and expenses,     ProFund Advisors
                that correspond to twice (200%) the daily performance of the Russell                     LLC
                2000[RegTM] Index. If ProFund VP UltraSmall-Cap is successful in meeting its objective, its net asset value should gain approximately twice as much, on a percentage basis, as the Russell 2000 Index[RegTM] when the Index rises on a given day. Conversely, its net asset value should lose approximately twice as much, on a percentage basis, as the Index when the Index declines on a given day.
---------------------------------------------------------------------------------------------------------------------------

                                       24

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

                                                                                                             PORTFOLIO
    STYLE/                                                                                                    ADVISOR/
     TYPE                                    INVESTMENT OBJECTIVES/POLICIES                                  SUB-ADVISOR
---------------------------------------------------------------------------------------------------------------------------
Specialty       ProFund VP U.S. Government Plus: seeks daily investment results, before fees             ProFund Advisors
                and expenses, that correspond to one and one-quarter times (125%) the daily              LLC
                price movement of the most recently issued 30-year U.S. Treasury bond ("Long
                Bond"). In accordance with its stated objective, the net asset value of ProFund
                VP U.S. Government Plus generally should decrease as interest rates rise. If
                ProFund VP U.S. Government Plus is successful in meeting its objective, its net asset value should gain approximately one and one-quarter times (125%) as much, on a percentage basis, as any daily increase in the price of the Long Bond on a given day. Conversely, its net asset value should lose approximately one and one-quarter as much, on a percentage basis, as any daily decrease in the price of the Long Bond on a given day.
---------------------------------------------------------------------------------------------------------------------------
Specialty       ProFund VP Rising Rates Opportunity: seeks daily investment results, before              ProFund Advisors
                fees and expenses, that correspond to one and one-quarter times (125%) the               LLC
                inverse (opposite) of the daily price movement of the most recently issued
                30-year U.S. Treasury bond ("Long Bond"). In accordance with its stated
                objective, the net asset value of ProFund VP Rising Rates Opportunity generally should decrease as interest rates fall. If ProFund VP Rising Rates Opportunity is successful in meeting its objective, its net asset value should gain approximately one and one-quarter times as much, on a percentage basis, as any daily decrease in the Long Bond on a given day. Conversely, its net asset value should lose approximately one and one-quarter times as much, on a percentage basis, as any daily increase in the Long Bond on a given day.
---------------------------------------------------------------------------------------------------------------------------
Large Cap       ProFund VP Large-Cap Growth: seeks daily investment results, before fees                 ProFund Advisors
Growth          and expenses, that correspond to the daily performance of the S&P 500/Barra              LLC
                Growth Index[RegTM]. The S&P 500/Barra Growth Index is a float adjusted market capitalization weighted index comprised of the stocks in the S&P 500 Index that have comparatively high price-to-book ratios as determined before each semiannual rebalance date.
---------------------------------------------------------------------------------------------------------------------------
Large Cap       ProFund VP Large-Cap Value: seeks daily investment results, before fees and              ProFund Advisors
Value           expenses, that correspond to the daily performance of the S&P 500/Barra Value            LLC
                Index[RegTM]. The S&P 500/Barra Value Index is a float adjusted market capitalization weighted index comprised of the stocks in the S&P 500 Index that have comparatively low price-to-book ratios as determined before each semiannual rebalance date.
---------------------------------------------------------------------------------------------------------------------------
Specialty       ProFund VP Short Small-Cap: seeks daily investment results, before fees and              ProFund Advisors
                expenses, that correspond to the inverse (opposite) of the daily performance of          LLC
                the Russell 2000[RegTM] Index. If ProFund VP Short Small-Cap is successful in meeting its objective, its net asset value should gain approximately the same amount, on a percentage basis, as any decrease in the Russell 2000 Index when the Index declines on a given day. Conversely, its net asset value should lose approximately the same amount, on a percentage basis, as any increase in the
                Index when the Index rises on a given day.
---------------------------------------------------------------------------------------------------------------------------

                                       25

Investment Options continued

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

                                                                                                             PORTFOLIO
    STYLE/                                                                                                    ADVISOR/
     TYPE                                    INVESTMENT OBJECTIVES/POLICIES                                  SUB-ADVISOR
---------------------------------------------------------------------------------------------------------------------------
Specialty       ProFund VP Short Mid-Cap: seeks daily investment results, before fees and                ProFund Advisors
                expenses, that correspond to the inverse (opposite) of the daily performance of          LLC
                the S&P MidCap 400 Index[RegTM]. If ProFund VP Short Mid-Cap is successful in meeting its objective, its net asset value should gain approximately the same amount, on a percentage basis, as any decrease in the S&P MidCap 400 Index when the Index declines on a given day. Conversely, its net asset value should lose approximately the same amount, on a percentage basis, as any increase in the Index when the Index rises on a given day.
---------------------------------------------------------------------------------------------------------------------------
Specialty       Access VP High Yield: seeks to provide investment results that correspond                ProFund Advisors
                generally to the total return of the high yield market consistent with maintaining       LLC
                reasonable liquidity. The Access VP High Yield, created by ProFund Advisors, will achieve its high yield exposure primarily through CDSs but may invest in high yield debt instruments ("junk bonds"), Interest rate swap agreements and futures contracts, and other debt and money market instruments without limitation, consistent with applicable regulations. Under normal market conditions, the fund will invest at least 80% of its net assets in credit default swaps and other financial instruments that in combination have economic characteristics similar to the high yield debt market and/or in high yield debt securities. The fund seeks to maintain exposure to the high yield bond markets regardless of market conditions and without taking defensive positions.
---------------------------------------------------------------------------------------------------------------------------
Specialty       First Trust[RegTM] 10 Uncommon Values: seeks to provide above-average capital            First Trust
                appreciation. The Portfolio seeks to achieve its objective by investing primarily in     Advisors L.P.
                the ten common stocks selected by the Investment Policy Committee of Lehman
                Brothers Inc. ("Lehman Brothers") with the assistance of the Research
                Department of Lehman Brothers which, in their opinion have the greatest potential for capital appreciation during the next year. The stocks included in the
                Portfolio are adjusted annually on or about July 1st in accordance with the selections of Lehman Brothers.
---------------------------------------------------------------------------------------------------------------------------
Specialty       Target Managed VIP: seeks to provide above-average total return. The Portfolio seeks     First Trust
                to achieve its objective by investing in common stocks of the most attractive companies  Advisors L.P.
                that are identified by a model based on six uniquely specialized strategies -- The
                Dow(SM) DART 5, the European Target 20, the Nasdaq[RegTM] Target 15, the S&P Target 24,
                the Target Small Cap and the Value Line[RegTM] Target 25.
---------------------------------------------------------------------------------------------------------------------------
Specialty       The Dow(SM)DART 10: seeks to provide above-average total return. The                     First Trust
                Portfolio seeks to achieve its objective by investing in common stocks issued by         Advisors L.P.
                companies that are expected to provide income and to have the potential for capital appreciation. The Portfolio invests primarily in the common stocks of the ten companies in the DJIA that have the highest combined dividend yields and buyback ratios on or about the applicable stock selection date.
---------------------------------------------------------------------------------------------------------------------------

                                       26

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

                                                                                                             PORTFOLIO
    STYLE/                                                                                                    ADVISOR/
     TYPE                                    INVESTMENT OBJECTIVES/POLICIES                                  SUB-ADVISOR
---------------------------------------------------------------------------------------------------------------------------
Specialty       Global Dividend Target 15 (formerly Global Target 15): seeks to provide above-           First Trust
                average total return. The Portfolio seeks to achieve its objective by investing in       Advisors L.P.
                common stocks issued by companies that are expected to provide income and to have the potential for capital appreciation. The Portfolio invests primarily in the common stocks of the companies which are components of the DJIA, the
                Financial Times Industrial Ordinary Share Index ("FT Index") and the Hang Seng
                Index. The Portfolio primarily consists of common stocks of the five companies with the lowest per share stock prices of the ten companies in each of the
                DJIA, FT Index and Hang Seng Index, respectively, that have the highest dividend yield in the respective index on or about the applicable stock selection date.
---------------------------------------------------------------------------------------------------------------------------
Specialty       S&P[RegTM] Target 24: seeks to provide above-average total return. The Portfolio         First Trust
                seeks to achieve its objective by investing in common stocks issued by                   Advisors L.P.
                companies that have the potential for capital appreciation. The Portfolio invests primarily in the common stocks of twenty-four companies selected from a subset of the stocks included in the Standard & Poor's 500 Composite Stock Price
                Index[RegTM]. The subset of stocks will be taken from each of the eight largest economic sectors of the S&P 500 Index[RegTM] based on the sector's market capitalization.
---------------------------------------------------------------------------------------------------------------------------
Specialty       The Dow (SM) Target Dividend seeks to provide above-average total return. The            First Trust
                Portfolio seeks to achieve its objective by investing in common stocks issued by         Advisors L.P.
                companies that are expected to provide income and to have the potential for capital appreciation. The Portfolio invests primarily in the 20 common stocks from the Dow Jones Select Dividend Index (SM) with the best overall ranking on both the change in return on assets over the last 12 months and price-to-book ratio as of the close of business on or about the applicable stock selection date.
---------------------------------------------------------------------------------------------------------------------------
Specialty       Value Line[RegTM] Target 25: seeks to provide above-average capital appreciation.        First Trust
                The Portfolio seeks to achieve its objective by investing in 25 of the 100 common        Advisors L.P.
                stocks that Value Line[RegTM] gives a #1 ranking for TimelinessTM which have recently exhibited certain positive financial attributes as of the close of business on the applicable stock selection date through a multi-step process.
---------------------------------------------------------------------------------------------------------------------------
Specialty       Nasdaq[RegTM] Target 15: seeks to provide above-average total return. The Portfolio      First Trust
                seeks to achieve its objective by investing in common stocks issued by companies         Advisors L.P.
                that are expected to have the potential for capital appreciation. The Portfolio invests primarily in the common stocks of fifteen companies selected from a pre-screened subset of the stocks included in the Nasdaq-100 Index[RegTM] on or about the applicable stock selection date through a multi-step process.
---------------------------------------------------------------------------------------------------------------------------

                                       27

Investment Options continued

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

                                                                                                             PORTFOLIO
    STYLE/                                                                                                    ADVISOR/
     TYPE                                    INVESTMENT OBJECTIVES/POLICIES                                  SUB-ADVISOR
---------------------------------------------------------------------------------------------------------------------------
International   The Prudential Series Fund, Inc. -- SP William Blair International Growth:               Prudential
Equity          Seeks long-term capital appreciation. The Portfolio invests primarily in                 Investments LLC/
                stocks of large and medium-sized companies located in countries included                 William Blair &
                in the Morgan Stanley Capital International All Country World Ex-U.S. Index.             Company, LLC
                Under  normal market conditions, the portfolio invests at least 80% of its net assets in equity securities. The Portfolio's assets normally will be allocated among not fewer than six different countries and will not concentrate investments in any particular industry.
---------------------------------------------------------------------------------------------------------------------------

"Standard & Poor's[RegTM]," "S&P[RegTM]," "S&P 500[RegTM]," "Standard & Poor's
500," and "500" are trademarks of the McGraw-Hill Companies, Inc. and have been licensed for use by American Skandia Investment Services, Incorporated. The
Portfolio is not sponsored, endorsed, sold or promoted by Standard & Poor's and
Standard & Poor's makes no representation regarding the advisability of investing in the Portfolio.

"Dow Jones Industrial Average(SM)", "DJIA(SM)", "Dow Industrials(SM)", "Dow
Jones Select Dividend Index(SM)", and "The Dow 10(SM)", are service marks of Dow
Jones & Company, Inc. ("Dow Jones") and have been licensed for use for certain purposes by First Trust Advisors L.P. ("First Trust"). The portfolios, including, and in particular the Target Managed VIP portfolio The Dow(SM) DART
10 portfolio, and The Dow (SM) Target Dividend Portfolio are not endorsed, sold or promoted by Dow Jones, and Dow Jones makes no representation regarding the advisability of investing in such products.

"Standard & Poor's," "S&P," "S&P 500," "Standard & Poor's 500," and "500" are
trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by
First Trust on behalf of the S&P Target 24 Portfolio and the Target Managed VIP
Portfolio. The Portfolios are not sponsored, endorsed, managed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of investing in the Portfolio.

"The Nasdaq 100[RegTM]", "Nasdaq-100 Index[RegTM]", "Nasdaq Stock
Market[RegTM]", and "Nasdaq[RegTM]" are trade or service marks of The Nasdaq
Stock Market, Inc. (which with its affiliates are the "Corporations") and have been licensed for use by First Trust. The Nasdaq Target 15 Portfolio and Target
Managed VIP Portfolio have not been passed on by the Corporations as to its legality or suitability. The Nasdaq Target 15 Portfolio and Target Managed VIP
Portfolio are not issued, endorsed, sponsored, managed, sold or promoted by the
Corporations. The Corporations make no warranties and bear no liability with respect to the Nasdaq Target 15 Portfolio or the Target Managed VIP Portfolio.

"Value Line[RegTM]," "The Value Line Investment Survey," and "Value Line
TimelinessTM Ranking System" are registered trademarks of Value Line Securities,
Inc. or Value Line Publishing, Inc. The Target Managed VIP[RegTM] Portfolio is
not sponsored, recommended, sold or promoted by Value Line Publishing, Inc.,
Value Line, Inc. or Value Line Securities, Inc. ("Value Line"). Value Line makes no representation regarding the advisability of investing in the Portfolio.

The First Trust[RegTM] 10 Uncommon Values portfolio is not sponsored or created by Lehman Brothers, Inc. ("Lehman Brothers"). Lehman Brothers' only relationship to First Trust is the licensing of certain trademarks and trade names of Lehman
Brothers and of the "10 Uncommon Values" which is determined, composed and calculated by Lehman Brothers without regard to First Trust or the First
Trust[RegTM] 10 Uncommon Values portfolio.

Dow Jones has no relationship to the ProFunds VP, other than the licensing of the Dow Jones sector indices and its service marks for use in connection with the ProFunds VP. The ProFunds VP are not sponsored, endorsed, sold, or promoted by Standard & Poor's or NASDAQ, and neither Standard & Poor's nor NASDAQ makes any representations regarding the advisability of investing in the ProFunds VP.

WHAT ARE THE FIXED ALLOCATIONS?

We offer Fixed Allocations of different durations during the accumulation period. These "Fixed Allocations" earn a guaranteed fixed rate of interest for a specified period of time, called the "Guarantee Period." In most states, we offer Fixed Allocations with Guarantee Periods from 1 to 10 years. We may also offer special purpose Fixed Allocations for use with certain optional investment programs. We guarantee the fixed rate for the entire Guarantee Period. However, if you withdraw or transfer Account Value before the end of the Guarantee
Period, we will adjust the value of your withdrawal or transfer based on a formula, called a "Market Value Adjustment." The Market Value Adjustment can
either be positive or negative, depending on the movement of applicable interest rates payable on Strips of the appropriate duration. Please refer to the section entitled "How does the Market Value Adjustment Work?" for a description of the formula along with examples of how it is calculated. You may allocate Account
Value to more than one Fixed Allocation at a time.

Fixed Allocations may not be available in all states. Availability of Fixed
Allocations is subject to change and may differ by state and by the annuity product you purchase. Please call American Skandia at 1-800-680-8920 to determine availability of Fixed Allocations in your state and for your annuity product.

                                       28

FEES AND CHARGES

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

The charges under the contracts are designed to cover, in the aggregate, our direct and indirect costs of selling, administering and providing benefits under the contracts. They are also designed, in the aggregate, to compensate us for the risks of loss we assume pursuant to the contracts. If, as we expect, the charges that we collect from the contracts exceed our total costs in connection with the contracts, we will earn a profit. Otherwise we will incur a loss. For example, American Skandia may make a profit on the Insurance Charge if, over time, the actual costs of providing the guaranteed insurance obligations under the Annuity are less than the amount we deduct for the Insurance Charge. To the extent we make a profit on the Insurance Charge, such profit may be used for any other corporate purpose, including payment of other expenses that American
Skandia incurs in promoting, distributing, issuing and administering the
Annuity.

The rates of certain of our charges have been set with reference to estimates of the amount of specific types of expenses or risks that we will incur. In most cases, this prospectus identifies such expenses or risks in the name of the charge; however, the fact that any charge bears the name of, or is designed primarily to defray a particular expense or risk does not mean that the amount we collect from that charge will never be more than the amount of such expense or risk, nor does it mean that we may not also be compensated for such expense or risk out of any other charges we are permitted to deduct by the terms of the contract. A portion of the proceeds that American Skandia receives from charges that apply solely to the variable investment options may include amounts based on market appreciation of the variable investment option values.

WHAT ARE THE CONTRACT FEES AND CHARGES?

Contingent Deferred Sales Charge: We do not deduct a sales charge from Purchase
Payments you make to your Annuity. However, we may deduct a CDSC if you surrender your Annuity or when you make a partial withdrawal. The CDSC reimburses us for expenses related to sales and distribution of the Annuity, including commissions, marketing materials and other promotional expenses. The
CDSC is calculated as a percentage of your Purchase Payment being surrendered or withdrawn during the applicable Annuity Year. For purposes of calculating the
CDSC, we consider the year following the Issue Date of your Annuity as Year 1.
The amount of the CDSC decreases over time, measured from the Issue Date of the
Annuity. The CDSC percentages are shown below.

YEARS            1           2           3           4           5           6           7           8           9+
-------------------------------------------------------------------------------------------------------------------
CHARGE (%)     7.5%        7.0%        6.5%        6.0%        5.0%        4.0%        3.0%        2.0%        0.0%

The CDSC period is based on the Issue Date of the Annuity, not on the date each
Purchase Payment is applied to the Annuity. Purchase Payments applied to the
Annuity after the Issue Date do not have their own CDSC period. During the first eight (8) Annuity Years, under certain circumstances you can withdraw a limited amount of Account Value without paying a CDSC. This is referred to as a "Free
Withdrawal." After eight (8) complete Annuity Years, you can surrender your
Annuity or make a partial withdrawal without a CDSC being deducted from the amount being withdrawn. Free Withdrawals are not treated as a withdrawal of
Purchase Payments for purposes of calculating the CDSC on a subsequent withdrawal or surrender. Withdrawals of amounts greater than the maximum Free
Withdrawal amount are treated as a withdrawal of Purchase Payments and will be assessed a CDSC during Annuity Years 1 through 8. For purposes of calculating the CDSC on a surrender, the Purchase Payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior withdrawals under the Free
Withdrawal provision or if your Account Value has declined in value due to negative market performance.

We may waive the CDSC under certain medically-related circumstances or when taking a Minimum Distribution from an Annuity purchased as a "qualified"
investment. Free Withdrawals, Medically-Related Surrenders and Minimum
Distributions are each explained more fully in the section entitled "Access to
Your Account Value".

Transfer Fee: Currently, you may make twenty (20) free transfers between investment options each Annuity Year. We will charge $10.00 for each transfer after the twentieth in each Annuity Year. We do not consider transfers made as part of a dollar cost averaging, automatic rebalancing or asset allocation program when we count the twenty free transfers. All transfers made on the same day will be treated as one (1) transfer. Renewals or transfers of Account Value from a Fixed Allocation at the end of its Guarantee Period are not subject to the Transfer Fee and are not counted toward the twenty free transfers. We may reduce the number of free transfers allowable each Annuity Year (subject to a minimum of eight) without charging a Transfer Fee unless you make use of electronic means to

                                       29

Fees and Charges continued

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

transmit your transfer requests. We may eliminate the Transfer Fee for transfer requests transmitted electronically or through other means that reduce our processing costs. If enrolled in any program that does not permit transfer requests to be transmitted electronically, the Transfer Fee will not be waived.

Annual Maintenance Fee: During the accumulation period we deduct an Annual
Maintenance Fee. The Annual Maintenance Fee is $35.00 or 2% of your Account
Value invested in the variable investment options, whichever is less. This fee will be deducted annually on the anniversary of the Issue Date of your Annuity or, if you surrender your Annuity during the Annuity Year, the fee is deducted at the time of surrender. Currently, the Annual Maintenance Fee is only deducted if your Account Value is less than $100,000 on the anniversary of the Issue Date or at the time of surrender. We may increase the Annual Maintenance Fee.
However, any increase will only apply to Annuities issued after the date of the increase.

Tax Charge: Several states and some municipalities charge premium taxes or similar taxes on annuities that we are required to pay. The amount of tax will vary from jurisdiction to jurisdiction and is subject to change. The tax charge currently ranges up to 3 1/2% of your premium and is designed to approximate the taxes that we are required to pay. We generally will deduct the charge at the time the tax is imposed, but may also decide to deduct the charge from each
Purchase Payment at the time of a withdrawal or surrender of your Annuity or at the time you elect to begin receiving annuity payments. We may assess a charge against the Sub-accounts and the Fixed Allocations equal to any taxes which may be imposed upon the separate accounts.

We will pay company income taxes on the taxable corporate earnings created by this separate account product. While we may consider company income taxes when pricing our products, we do not currently include such income taxes in the tax charges you pay under the contract. We will periodically review the issue of charging for these taxes and may impose a charge in the future. In calculating our corporate income tax liability, we derive certain corporate income tax benefits associated with the investment of company assets, including separate account assets, which are treated as company assets under applicable income tax law. These benefits reduce our overall corporate income tax liability. Under current law, such benefits may include foreign tax credits and corporate dividends received deductions. We do not pass these tax benefits through to holders of the separate account annuity contracts because (i) the contract owners are not the owners of the assets generating these benefits under applicable income tax law and (ii) we do not currently include company income taxes in the tax charges you pay under the contract.

WHAT CHARGES APPLY SOLELY TO THE VARIABLE INVESTMENT OPTIONS?

Insurance Charge: We deduct an Insurance Charge daily. The charge is assessed against the average daily assets allocated to the Sub-accounts and is equal to
0.65% on an annual basis. The Insurance Charge is the combination of the
Mortality & Expense Risk Charge (0.50%) and the Administration Charge (0.15%).
The Insurance Charge is intended to compensate American Skandia for providing the insurance benefits under the Annuity, including the Annuity's basic death benefit that provides guaranteed benefits to your beneficiaries even if the market declines and the risk that persons we guarantee annuity payments to will live longer than our assumptions. The charge also covers administrative costs associated with providing the Annuity benefits, including preparation of the contract, confirmation statements, annual account statements and annual reports, legal and accounting fees as well as various related expenses. Finally, the charge covers the risk that our assumptions about the mortality risks and expenses under this Annuity are incorrect and that we have agreed not to increase these charges over time despite our actual costs. We may increase the portion of the total Insurance Charge that is deducted for administrative costs;
however, any increase will only apply to Annuities issued after the date of the increase. The Insurance Charge is not deducted against assets allocated to a
Fixed Allocation. However, the amount we credit to Fixed Allocations may also reflect similar assumptions about the insurance guarantees provided under the
Annuity.

Distribution Charge: We deduct a Distribution Charge daily. The charge is assessed against the average assets allocated to the Sub-accounts and is equal to 0.60% on an annual basis in Annuity Years 1 through 8. After the end of the first eight Annuity Years, the 0.60% charge for distribution will no longer be assessed. The Distribution Charge is intended to compensate us for a portion of our acquisition expenses under the Annuity, including promotion and distribution of the Annuity. The Distribution Charge is deducted against your Annuity's
Account

                                       30

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Value and any increases or decreases in your Account Value

based on market fluctuations of the Sub-accounts will affect the charge.

Optional Benefits for which we assess a charge solely against the variable investment options: If you elect to purchase certain optional benefits, we will deduct an additional charge on a daily basis solely from your Account Value allocated to the Sub-accounts. The additional charge is included in the daily calculation of the Unit Price for each Sub-account. We may assess charges for other optional benefits on a different basis as described elsewhere in the prospectus. Please refer to the sections entitled "Living Benefit Programs" and
"Death Benefit" for a description of the charge for each Optional Benefit.

WHAT FEES AND EXPENSES ARE INCURRED BY THE PORTFOLIOS?

Each Portfolio incurs total annual operating expenses comprised of an investment management fee, other expenses and any distribution and service
(12b-1) fees that may apply. These fees and expenses are reflected daily by each
Portfolio before it provides American Skandia with the net asset value as of the close of business each day. More detailed information about fees and expenses can be found in the prospectuses for the Portfolios.

WHAT CHARGES APPLY TO THE FIXED ALLOCATIONS?

No specific fee or expenses are deducted when determining the rate we credit to a Fixed Allocation. However, for some of the same reasons that we deduct the
Insurance Charge against Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Allocations. Any
CDSC or Tax Charge applies to amounts that are taken from the variable investment options or the Fixed Allocations. A Market Value Adjustment may also apply to transfers, certain withdrawals, surrender or annuitization from a Fixed
Allocation.

WHAT CHARGES APPLY IF I CHOOSE AN ANNUITY PAYMENT OPTION?

If you select a fixed payment option, the amount of each fixed payment will depend on the Account Value of your Annuity when you elected to annuitize. There is no specific charge deducted from these payments; however, the amount of each annuity payment reflects assumptions about our insurance expenses. If you select a variable payment option that we may offer, then the amount of your benefits will reflect changes in the value of your Annuity and will be subject to charges that apply under the variable immediate annuity option. Also, a tax charge may apply (see "Tax Charge" above).

EXCEPTIONS/REDUCTIONS TO FEES AND CHARGES

We may reduce or eliminate certain fees and charges or alter the manner in which the particular fee or charge is deducted. For example, we may reduce the amount of the CDSC or the length of time it applies, reduce or eliminate the amount of the Annual Maintenance Fee or reduce the portion of the total Insurance Charge that is deducted as an Administration Charge. Generally, these types of changes will be based on a reduction to our sales, maintenance or administrative expenses due to the nature of the individual or group purchasing the Annuity.
Some of the factors we might consider in making such a decision are: (a) the size and type of group; (b) the number of Annuities purchased by an Owner; (c)
the amount of Purchase Payments or likelihood of additional Purchase Payments;
and/or (d) other transactions where sales, maintenance or administrative expenses are likely to be reduced. We will not discriminate unfairly between
Annuity purchasers if and when we reduce any fees and charges.

                                       31

PURCHASING YOUR ANNUITY

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

WHAT ARE OUR REQUIREMENTS FOR PURCHASING THE ANNUITY?

Initial Purchase Payment: You must make a minimum initial Purchase Payment of
$1,000. However, if you decide to make payments under a systematic investment or
"bank drafting" program, we will accept a lower initial Purchase Payment provided that, within the first Annuity Year, you make at least $1,000 in total
Purchase Payments.

Where allowed by law, we must approve any initial and additional Purchase
Payments of $1,000,000 or more. We may apply certain limitations and/or restrictions on the Annuity as a condition of our acceptance, including limiting the liquidity features or the Death Benefit protection provided under the
Annuity, limiting the right to make additional Purchase Payments, changing the number of transfers allowable under the Annuity or restricting the Sub-accounts or Fixed Allocations that are available. Other limitations and/or restrictions may apply. Except as noted below, Purchase Payments must be submitted by check drawn on a U.S. bank, in U.S. dollars, and made payable to American Skandia.
Purchase Payments may also be submitted via 1035 exchange or direct transfer of funds. Under certain circumstances, Purchase Payments may be transmitted to
American Skandia via wiring funds through your investment professional's broker-dealer firm. Additional Purchase Payments may also be applied to your
Annuity under an arrangement called "bank drafting" where you authorize us to deduct money directly from your bank account. We call our bank drafting program
"Auto Saver". We may reject any payment if it is received in an unacceptable form. Our acceptance of a check is subject to our ability to collect funds.

Age Restrictions: The Owner must be age 80 or under as of the Issue Date of the
Annuity. If the Annuity is owned jointly, the oldest of the Owners must be age
80 or under on the Issue Date. If the Annuity is owned by an entity, the
Annuitant must be age 80 or under as of the Issue Date. You should consider your need to access your Account Value and whether the Annuity's liquidity features will satisfy that need. If you take a distribution prior to age 59 1/2, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain.
The availability and level of protection of certain optional benefits may vary based on the age of the Owner on the Issue Date of the Annuity or the date of the Owner's death.

Owner, Annuitant and Beneficiary Designations: We will ask you to name the
Owner(s), Annuitant and one or more Beneficiaries for your Annuity.

..    Owner: The Owner(s) holds all rights under the Annuity. You may name up to two Owners in which case all ownership rights are held jointly. Generally, joint owners are required to act jointly; however, if each owner provides us with an instruction that we find acceptable, we will permit each owner to act separately. All information and documents that we are required to send you will be sent to the first named owner. This Annuity does not provide a right of survivorship. Refer to the Glossary of Terms for a complete description of the term "Owner."

..    Annuitant: The Annuitant is the person we agree to make annuity payments to and upon whose life we continue to make such payments. You must name an
     Annuitant who is a natural person. We do not accept a designation of joint
     Annuitants during the accumulation period. Where allowed by law, you may name one or more Contingent Annuitants. A Contingent Annuitant will become the Annuitant if the Annuitant dies before the Annuity Date. Please refer to the discussion of "Considerations for Contingent Annuitants" in the Tax
     Considerations section of the Prospectus.

..    Beneficiary: The Beneficiary is the person(s) or entity you name to receive the death benefit. Your beneficiary designation should be the exact name of your beneficiary, not only a reference to the beneficiary's relationship to you. If you use a designation of "surviving spouse" we will pay the death benefit to the individual that is your spouse at the time of your death (as defined under the federal tax laws and regulations). If no beneficiary is named the death benefit will be paid to you or your estate.

Your right to make certain designations may be limited if your Annuity is to be used as an IRA or other "qualified" investment that is given beneficial tax treatment under the Code. You should seek competent tax advice on the income, estate and gift tax implications of your designations.

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MAY I CHANGE THE OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS? You may change the Owner, Annuitant and Beneficiary designations by sending us a request in writing. Upon an ownership change, any automated investment or withdrawal programs will be canceled. The new owner must submit the applicable program enrollment if they wish to participate in such a program. Where allowed by law, such changes will be subject to our acceptance. Some of the changes we will not accept include, but are not limited to:

..    a new Owner subsequent to the death of the Owner or the first of any joint
     Owners to die, except where a spouse-Beneficiary has become the Owner as a result of an Owner's death;

..    a new Annuitant subsequent to the Annuity Date;

..    for "non-qualified" investments, a new Annuitant prior to the Annuity Date if the Annuity is owned by an entity; and

..    a change in Beneficiary if the Owner had previously made the designation irrevocable.

Spousal Owners/Spousal Beneficiaries

If an Annuity is co-owned by spouses, we will assume that the sole primary
Beneficiary is the surviving spouse that was named as the co-owner unless you elect an alternative Beneficiary designation. Unless you elect an alternative
Beneficiary designation, upon the death of either spousal Owner, the surviving spouse may elect to assume ownership of the Annuity instead of taking the Death
Benefit payment. The Death Benefit that would have been payable will be the new
Account Value of the Annuity as of the date of due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the beneficiary of the surviving spouse, the new Account Value will be considered as the initial
Purchase Payment. No CDSC will apply to the new Account Value. However, any additional Purchase Payments applied after the date the assumption is effective will be subject to all provisions of the Annuity, including the CDSC when applicable.

Spousal Contingent Annuitant

If the Annuity is owned by an entity and the surviving spouse is named as a
Contingent Annuitant, upon the death of the Annuitant, the surviving spouse that was named as the Contingent Annuitant will become the Annuitant. No Death
Benefit is payable upon the death of the Annuitant. However, the Account Value of the Annuity as of the date of due proof of death of the Annuitant (and any required proof of the spousal relationship) will reflect the amount that would have been payable had a Death Benefit been paid.

MAY I RETURN THE ANNUITY IF I CHANGE MY MIND?

If after purchasing your Annuity you change your mind and decide that you do not want it, you may return it to us within a certain period of time known as a right to cancel period. This is often referred to as a "free-look." Depending on the state in which you purchased your Annuity and, in some states, if you purchased the Annuity as a replacement for a prior contract, the right to cancel period may be ten (10) days, twenty-one (21) days or longer, measured from the time that you received your Annuity. If you return your Annuity during the applicable period, we will refund your current Account Value plus any tax charge deducted, and depending on your state's requirements, any applicable insurance charges deducted. The amount returned to you may be higher or lower than the
Purchase Payment(s) applied during the right to cancel period. Where required by law, we will return your Purchase Payment(s), or the greater of your current
Account Value and the amount of your Purchase Payment(s) applied during the right to cancel period.

MAY I MAKE ADDITIONAL PURCHASE PAYMENTS?

The minimum amount that we accept as an additional Purchase Payment is $100 unless you participate in "Auto Saver" or a periodic Purchase Payment program.
Unless you participate in an asset allocation program, or unless you have provided us with other specific allocation instructions for one, more than one, or all subsequent Purchase Payments, we will allocate any additional Purchase
Payments you make according to your initial Purchase Payment allocation instructions. If you so instruct us, we will allocate subsequent purchase payments according to any new allocation instructions. Purchase Payments made while you participate in an asset allocation program will be allocated in accordance with such program. Additional Purchase Payments may be paid at any time before the Annuity Date.

MAY I MAKE SCHEDULED PAYMENTS DIRECTLY FROM MY BANK ACCOUNT?

You can make additional Purchase Payments to your Annuity by authorizing us to deduct money directly from your bank account

                                       33

Managing Your Annuity continued

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

and applying it to your Annuity. This type of program is often called "bank drafting". We call our bank drafting program "Auto Saver." Purchase Payments made through Auto Saver may only be allocated to the variable investment options when applied. Auto Saver allows you to invest in your Annuity with a lower initial Purchase Payment, as long as you authorize payments that will equal at least $1,000 during the first 12 months of your Annuity. We may suspend or cancel bank drafting privileges if sufficient funds are not available from the applicable financial institution on any date that a transaction is scheduled to occur.

MAY I MAKE PURCHASE PAYMENTS THROUGH A SALARY REDUCTION PROGRAM?

These types of programs are only available with certain types of qualified investments. If your employer sponsors such a program, we may agree to accept periodic Purchase Payments through a salary reduction program as long as the allocations are made only to variable investment options and the periodic
Purchase Payments received in the first year total at least $1,000.

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MANAGING YOUR ACCOUNT VALUE

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

HOW AND WHEN ARE PURCHASE PAYMENTS INVESTED?

(See "Valuing Your Investment" for a description of our procedure for pricing initial and subsequent Purchase Payments.) Initial Purchase Payment: Once we
accept your application, we invest your net Purchase Payment in the Annuity. The net Purchase Payment is your initial Purchase Payment minus any tax charges that may apply. On your application we ask you to provide us with instructions for allocating your Account Value. You can allocate Account Value to one or more variable investment options or Fixed Allocations.

Subsequent Purchase Payments: Unless you participate in an asset allocation program, or unless you have provided us with other specific allocation instructions for one, more than one, or all subsequent Purchase Payments, we will allocate any additional Purchase Payments you make according to your initial Purchase Payment allocation instructions. If you so instruct us, we will allocate subsequent Purchase Payments according to any new allocation instructions. Unless you tell us otherwise, Purchase Payments made while you participate in an asset allocation program will be allocated in accordance with such program.

ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?

During the accumulation period you may transfer Account Value between investment options. Transfers are not subject to taxation on any gain. We may require a minimum of $500 in each Sub-account you allocate Account Value to at the time of any allocation or transfer. If you request a transfer and, as a result of the transfer, there would be less than $500 in the Sub-account, we may transfer the remaining Account Value in the Sub-account pro-rata to the other investment options to which you transferred.

We may impose specific restrictions on financial transactions (including transfer requests) for certain Portfolios based on the Portfolio's investment and/or transfer restrictions. We may do so to conform to any present or future restriction that is imposed by any portfolio available under this Annuity.
Currently, any purchase, redemption or transfer involving the ProFunds VP
Sub-accounts must be received by us no later than one hour prior to any announced closing of the applicable securities exchange (generally, 3:00 p.m.
Eastern time) to be processed on the current Valuation Day. The "cut-off" time for such financial transactions involving a ProFunds VP Sub-account will be extended to 1/2 hour prior to any announced closing (generally, 3:30 p.m.
Eastern time) for transactions submitted electronically through American
Skandia's Internet website (www.americanskandia.prudential.com).

Currently, we charge $10.00 for each transfer after the twentieth (20th) in each
Annuity Year. Transfers made as part of a dollar cost averaging, automatic rebalancing or asset allocation program do not count toward the twenty free transfer limit. Renewals or transfers of Account Value from a Fixed Allocation at the end of its Guarantee Period are not subject to the transfer charge. We may reduce the number of free transfers allowable each Annuity Year (subject to a minimum of eight) without charging a Transfer Fee unless you make use of electronic means to transmit your transfer requests. We may also increase the
Transfer Fee that we charge to $15.00 for each transfer after the number of free transfers has been used up. We may eliminate the Transfer Fee for transfer requests transmitted electronically or through other means that reduce our processing costs. If enrolled in any program that does not permit transfer requests to be transmitted electronically, the Transfer Fee will not be waived.

Once you have made 20 transfers among the Sub-accounts during an Annuity Year, we will accept any additional transfer request during that year only if the request is submitted to us in writing with an original signature and otherwise is in good order. For purposes of this 20 transfer limit, we (i) do not view a facsimile transmission as a "writing", (ii) will treat multiple transfer requests submitted on the same business day as a single transfer, and
(iii) do not count any transfer that solely involves Sub-accounts corresponding to any ProFund Portfolio and/or the AST Money Market Portfolio, or any transfer that involves one of our systematic programs, such as asset allocation and automated withdrawals. Frequent transfers among Sub-accounts in response to short-term fluctuations in markets, sometimes called "market timing," can make it very difficult for a Portfolio manager to manage a Portfolio's investments.
Frequent transfers may cause the Portfolio to hold more cash than otherwise necessary, disrupt management strategies, increase transaction costs, or affect performance. The Annuity offers Sub-accounts designed for Owners who wish to engage in frequent transfers (i.e., one or more of the Sub-accounts corresponding to the ProFund Portfolios and the AST Money Market Portfolio), and
we encourage Owners seeking frequent transfers to utilize those Sub-accounts. In light of the risks posed to Owners and other investors by frequent transfers, we reserve the right to limit the number of

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Managing Your Account Value continued

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

transfers in any Annuity Year for all existing or new Owners and to take the other actions discussed below. We also reserve the right to limit the number of transfers in any Annuity Year or to refuse any transfer request for an Owner or certain Owners if: (a) we believe that excessive transfer activity (as we define
it) or a specific transfer request or group of transfer requests may have a detrimental effect on Unit Values or the share prices of the Portfolios; or (b)
we are informed by a Portfolio (e.g., by the Portfolio's portfolio manager) that the purchase or redemption of shares in the Portfolio must be restricted because the Portfolio believes the transfer activity to which such purchase and redemption relates would have a detrimental effect on the share prices of the affected Portfolio. Without limiting the above, the most likely scenario where either of the above could occur would be if the aggregate amount of a trade or trades represented a relatively large proportion of the total assets of a particular Portfolio. In furtherance of our general authority to restrict transfers as described above, and without limiting other actions we may take in the future, we have adopted the following specific restrictions:

..    With respect to each Sub-account (other than the AST Money Market
     Sub-account, or a Sub-account corresponding to a ProFund Portfolio), we track amounts exceeding a certain dollar threshold that were transferred into the Sub-account. If you transfer such amount into a particular
     Sub-account, and within 30 calendar days thereafter transfer (the "Transfer
     Out") all or a portion of that amount into another Sub-account, then upon the Transfer Out, the former Sub-account becomes restricted (the
     "Restricted Sub-account"). Specifically, we will not permit subsequent transfers into the Restricted Sub-account for 90 calendar days after the
     Transfer Out if the Restricted Sub-account invests in a non-international
     Portfolio, or 180 calendar days after the Transfer Out if the Restricted
     Sub-account invests in an international Portfolio. For purposes of this rule, we (i) do not count transfers made in connection with one of our systematic programs, such as asset allocation and automated withdrawals;
     (ii) do not count any transfer that solely involves Sub-accounts corresponding to any ProFund Portfolio and/or the AST Money Market
     Portfolio; and (iii) do not categorize as a transfer the first transfer that you make after the Issue Date, if you make that transfer within 30 calendar days after the Issue Date. Even if an amount becomes restricted under the foregoing rules, you are still free to redeem the amount from your Annuity at any time.

..    We reserve the right to effect exchanges on a delayed basis for all contracts. That is, we may price an exchange involving the Sub-accounts on the Valuation Day subsequent to the Valuation Day on which the exchange request was received. Before implementing such a practice, we would issue a separate written notice to Owners that explains the practice in detail.

..    If we deny one or more transfer requests under the foregoing rules, we will inform you or your investment professional promptly of the circumstances concerning the denial.

..    Contract owners in New York who purchased their contracts prior to March
     15, 2004 are not subject to the specific restrictions outlined in bulleted paragraphs immediately above. In addition, there are contract owners of different variable annuity contracts that are funded through the same
     Separate Account that are not subject to the above-referenced transfer restrictions and, therefore, might make more numerous and frequent transfers than contract owners who are subject to such limitations.
     Finally, there are contract owners of other variable annuity contracts or variable life contracts that are issued by American Skandia as well as other insurance companies that have the same underlying mutual fund portfolios available to them. Since some contract owners are not subject to the same transfer restrictions, unfavorable consequences associated with such frequent trading within the underlying mutual fund (e.g., greater portfolio turnover, higher transaction costs, or performance or tax issues)
     may affect all contract owners. Similarly, while contracts managed by an investment professional or third party investment advisor are subject to the restrictions on transfers between investment options that are discussed above, if the advisor manages a number of contracts in the same fashion unfavorable consequences may be associated with management activity since it may involve the movement of a substantial portion of an underlying mutual fund's assets which may affect all contract owners invested in the affected options. Apart from jurisdiction-specific and contract differences in transfer restrictions, we will apply these rules uniformly (including contracts managed by an investment professional or third party investment advisor), and will not waive a transfer restriction for any contract owner.
     Although our transfer restrictions are designed to prevent excessive transfers, they are not capable of preventing every potential occurrence of excessive transfer activity.

                                       36

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

DO YOU OFFER DOLLAR COST AVERAGING?

Yes. We offer Dollar Cost Averaging during the accumulation period. Dollar Cost
Averaging allows you to systematically transfer an amount periodically from one investment option to one or more other investment options. You can choose to transfer earnings only, principal plus earnings or a flat dollar amount. You may elect a Dollar Cost Averaging program that transfers amounts monthly, quarterly, semi-annually, or annually from variable investment options, or a program that transfers amounts monthly from Fixed Allocations. By investing amounts on a regular basis instead of investing the total amount at one time, Dollar Cost
Averaging may decrease the effect of market fluctuation on the investment of your Purchase Payment. This may result in a lower average cost of units over time. However, there is no guarantee that Dollar Cost Averaging will result in a profit or protect against a loss in a declining market. There is no minimum
Account Value required to enroll in a Dollar Cost Averaging program and we do not deduct a charge for participating in a Dollar Cost Averaging program.

You can Dollar Cost Average from variable investment options or Fixed
Allocations. Dollar Cost Averaging from Fixed Allocations is subject to a number of rules that include, but are not limited to the following:

..    You may only use Fixed Allocations with Guarantee Periods of 1, 2 or 3 years.

..    You may only Dollar Cost Average earnings or principal plus earnings. If transferring principal plus earnings, the program must be designed to last the entire Guarantee Period for the Fixed Allocation.

..    Dollar Cost Averaging transfers from Fixed Allocations are not subject to a
     Market Value Adjustment. NOTE: When a Dollar Cost Averaging program is established from a Fixed Allocation, the fixed rate of interest we credit to your Account Value is applied to a declining balance due to the transfers of Account Value to the Sub-accounts during the Guarantee Period.
     This will reduce the effective rate of return on the Fixed Allocation over the Guarantee Period. The Dollar Cost Averaging program is not available if you elect the Guaranteed Return Option Plus(SM), the Guaranteed Return
     Option or the automatic rebalancing programs when it involves transfers out of the Fixed Allocations and is also not available when you have elected an asset allocation program.

DO YOU OFFER ANY AUTOMATIC REBALANCING PROGRAMS?

Yes. During the accumulation period, we offer automatic rebalancing among the variable investment options you choose. You can choose to have your Account
Value rebalanced monthly, quarterly, semi-annually, or annually. On the appropriate date, the variable investment options you chose are rebalanced to the allocation percentages you request. With automatic rebalancing, we transfer the appropriate amount from the "overweighted" Sub-accounts to the
"underweighted" Sub-accounts to return your allocations to the percentages you requested. For example, over time the performance of the variable investment options will differ, causing your percentages allocations to shift. Any transfer to or from any variable investment option that is not part of your automatic rebalancing program, will be made, however that variable investment option will not become part of your rebalancing program unless we receive instructions from you indicating that you would like such option to become part of the program.

There is no minimum Account Value required to enroll in automatic rebalancing.
All rebalancing transfers as part of an Automatic Rebalancing program are not included when counting the number of transfers each year toward the maximum number of free transfers. We do not deduct a charge for participating in an automatic rebalancing program. Participation in the Automatic Rebalancing program may be restricted if you are enrolled in certain other optional programs.

ARE ANY ASSET ALLOCATION PROGRAMS AVAILABLE?

Yes. Certain "static asset allocation programs" are available for use with the
Annuity. These programs are considered static because once you have selected a model portfolio, the Sub-accounts and the percentage of contract value allocated to each Sub-account cannot be changed without your consent. The programs are available at no additional charge. Under these programs, the Sub-account for each asset class in each model portfolio is designated for you. Under the programs, the values in the Sub-accounts will be rebalanced periodically back to the indicated percentages for the applicable asset class within the model portfolio that you have selected. For more information on the asset allocation programs, see the Appendix entitled "Additional Information on the Asset
Allocation Programs."

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Managing Your Account Value continued

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Asset allocation is a sophisticated method of diversification, which allocates assets among asset classes in order to manage investment risk and enhance returns over the long term. However, asset allocation does not guarantee a profit or protect against a loss. No personalized investment advice is provided in connection with the asset allocation programs and you should not rely on these programs as providing individualized investment recommendations to you.
The asset allocation programs do not guarantee better investment results. We reserve the right to terminate or change the asset allocation programs at any time. You should consult with your Investment Professional before electing any asset allocation program.

DO YOU OFFER PROGRAMS DESIGNED TO GUARANTEE A "RETURN OF PREMIUM" AT A FUTURE
DATE?

Yes. We offer two different programs for investors who wish to invest in the variable investment options but also wish to protect their principal, as of a specific date in the future. They are the Balanced Investment Program and the
Guaranteed Return Option Plus(SM). (The Guaranteed Return Option Plus (GRO
Plus(SM) is not available in all states. In some states where GRO Plus is not available we offer the Guaranteed Return Option (GRO).) Both the Balanced
Investment Program and GRO Plus allow you to allocate a portion of your Account
Value to the available variable investment options while ensuring that your
Account Value will at least equal your contributions adjusted for withdrawals and transfers on a specified date. Under GRO Plus, Account Value is allocated to and maintained in Fixed Allocations to the extent we, in our sole discretion, deem it is necessary to support our guarantee under the program. This differs from the Balanced Investment Program where a set amount is allocated to a Fixed
Allocation regardless of the performance of the underlying Sub-accounts or the interest rate environment after the amount is allocated to a Fixed Allocation.
Generally, more of your Account Value will be allocated to the variable investment options under the GRO Plus program than under the Balanced Investment
Program (although in periods of poor market performance, low interest rates and/or as the option progresses to its maturity date, this may not be the case).
You may not want to use either of these programs if you expect to begin taking annuity payments before the program would be completed. In addition, as with most return of premium programs, amounts that are available to allocate to the variable investment options may be substantially less than they would be if you did not elect a return of premium program. This means that, if investment experience in the variable investment options were positive, your Account Value would grow at a slower rate than if you did not elect a return of premium program and allocated all of your Account Value to the variable investment options.

Balanced Investment Program

We offer a balanced investment program where a portion of your Account Value is allocated to a Fixed Allocation and the remaining Account Value is allocated to the variable investment options that you select. When you enroll in the Balanced
Investment Program, you choose the duration that you wish the program to last.
This determines the duration of the Guarantee Period for the Fixed Allocation.
Based on the fixed rate for the Guarantee Period chosen, we calculate the portion of your Account Value that must be allocated to the Fixed Allocation to grow to a specific "principal amount" (such as your initial Purchase Payment).
We determine the amount based on the rates then in effect for the Guarantee
Period you choose. If you continue the program until the end of the Guarantee
Period and make no withdrawals or transfers, at the end of the Guarantee Period, the Fixed Allocation will have grown to equal the "principal amount".
Withdrawals or transfers from the Fixed Allocation before the end of the
Guarantee Period will terminate the program and may be subject to a Market Value
Adjustment. You can transfer the Account Value that is not allocated to the
Fixed Allocation between any of the Sub-accounts available under the Annuity.
Account Value you allocate to the variable investment options is subject to market fluctuations and may increase or decrease in value. We do not deduct a charge for participating in the Balanced Investment Program.

Example

Assume you invest $100,000. You choose a 10-year program and allocate a portion of your Account Value to a Fixed Allocation with a 10-year Guarantee Period. The rate for the 10-year Guarantee Period is 2.50%*. Based on the fixed interest rate for the Guarantee Period chosen, the factor is 0.781198 for determining how much of your Account Value will be allocated to the Fixed Allocation. That means that $78,120 will be allocated to the Fixed Allocation and the remaining Account
Value ($21,880) will be allocated to the variable investment options. Assuming that you do not make any withdrawals or transfers from the Fixed Allocation, it will

*    The rate in this example is hypothetical and may not reflect the current rate for Guarantee Periods of this duration.

                                       38

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

grow to $100,000 at the end of the Guarantee Period. Of course we cannot predict the value of the remaining Account Value that was allocated to the variable investment options.

The Guaranteed Return Option Plus (GRO Plus) guarantees that, after a seven-year period following commencement of the program ("maturity date") and on each anniversary of the maturity date thereafter, your Account Value will not be less than the Account Value on the effective date of the program. The program also offers you the option to elect a second, enhanced guarantee amount at a higher
Account Value subject to a separate maturity period (and its anniversaries). The
GRO Plus program may be appropriate if you wish to protect a principal amount
(called the "Protected Principal Value") against market downturns as of a specific date in the future, but also wish to exercise control of your available
Account Value among the variable investment options to participate in market experience. Under the GRO Plus program, you give us the right to allocate amounts to Fixed Allocations as needed to support the guarantees provided. The available Account Value is the amount not allocated to the Fixed Allocations to support the guarantees provided. There is a fee associated with this program.
See "Living Benefit Programs," later in this Prospectus, for more information about this program.

MAY I GIVE MY INVESTMENT PROFESSIONAL PERMISSION TO MANAGE MY ACCOUNT VALUE?
Yes. Your Investment Professional may direct the allocation of your Account
Value and request financial transactions between investment options while you are living, subject to our rules and unless you tell us otherwise. If your
Investment Professional has this authority, we deem that all transactions that are directed by your Investment Professional with respect to your Annuity have been authorized by you. You must contact us immediately if and when you revoke such authority. We will not be responsible for acting on instructions from your
Investment Professional until we receive notification of the revocation of such person's authority. We may also suspend, cancel or limit these privileges at any time. We will notify you if we do.

MAY I AUTHORIZE MY THIRD PARTY INVESTMENT ADVISOR TO MANAGE MY ACCOUNT? Yes. You
may engage your own investment advisor to manage your account. These investment advisors may be firms or persons who also are appointed by us, or whose affiliated broker-dealers are appointed by us, as authorized sellers of the
Annuity. Even if this is the case, however, please note that the investment advisor you engage to provide advice and/or make transfers for you, is not acting on our behalf, but rather is acting on your behalf. We do not offer advice about how to allocate your Account Value under any circumstance. As such, we are not responsible for any recommendations such investment advisors make, any investment models or asset allocation programs they choose to follow or any specific transfers they make on your behalf. Any fee that is charged by your investment advisor is in addition to the fees and expenses that apply under your
Annuity. If you authorize your investment advisor to withdraw amounts from your
Annuity (to the extent permitted) to pay for the investment advisor's fee, as with any other withdrawal from your Annuity, you may incur adverse tax consequences, a CDSC and/or a Market Value Adjustment. Withdrawals to pay your investment advisor generally will also reduce the level of various living and death benefit guarantees provided (e.g. the withdrawals will reduce proportionately the Annuity's guaranteed minimum death benefit.) We are not a party to the agreement you have with your investment advisor and do not verify that amounts withdrawn from your Annuity, including amounts withdrawn to pay for the investment advisor's fee, are within the terms of your agreement with your investment advisor. You will, however, receive confirmations of transactions that affect your Annuity. If your investment advisor has also acted as your
Investment Professional with respect to the sale of your Annuity, he or she may be receiving compensation for services provided both as an Investment
Professional and investment advisor. Alternatively, the investment advisor may compensate the Investment Professional from whom you purchased your Annuity for the referral that led you to enter into your investment advisory relationship with the investment advisor. If you are interested in the details about the compensation that your investment advisor and/or your Investment Professional receive in connection with your Annuity, you should ask them for more details.

We or an affiliate of ours may provide administrative support to licensed, registered investment professionals or investment advisors who you authorize to make financial transactions on your behalf. We may require Investment
Professionals or investment advisors, who are authorized by multiple contract owners to make financial transactions, to enter into an administrative agreement with American Skandia as a condition of

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Managing Your Account Value continued

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

our accepting transactions on your behalf. The administrative agreement may impose limitations on the investment professional's or investment advisor's ability to request financial transactions on your behalf. These limitations are intended to minimize the detrimental impact of an investment professional who is in a position to transfer large amounts of money for multiple clients in a particular Portfolio or type of portfolio or to comply with specific restrictions or limitations imposed by a Portfolio(s) of American Skandia.
Contracts managed by your investment professional also are subject to the restrictions on transfers between investment options that are discussed in the section entitled "ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN
INVESTMENT OPTIONS?". Since transfer activity under contracts managed by an investment professional or third party investment advisor may result in unfavorable consequences to all contract owners invested in the affected options we reserve the right to limit the investment options available to a particular
Owner whose contract is managed by the advisor or impose other transfer restrictions we deem necessary. The administrative agreement may limit the available investment options, require advance notice of large transactions, or impose other trading limitations on your investment professional. Your investment professional will be informed of all such restrictions on an ongoing basis. We may also require that your investment professional transmit all financial transactions using the electronic trading functionality available through our Internet website (www.americanskandia.prudential.com). Limitations that we may impose on your investment professional or investment advisor under the terms of the administrative agreement do not apply to financial transactions requested by an Owner on their own behalf, except as otherwise described in this
Prospectus.

HOW DO THE FIXED ALLOCATIONS WORK?

We credit the fixed interest rate to the Fixed Allocation throughout a set period of time called a "Guarantee Period." Fixed Allocations currently are offered with Guarantee Periods from 1 to 10 years. We may make Fixed Allocations of different durations available in the future, including Fixed Allocations offered exclusively for use with certain optional investment programs. Fixed
Allocations may not be available in all states and may not always be available for all Guarantee Periods depending on market factors and other considerations.
The interest rate credited to a Fixed Allocation is the rate in effect when the
Guarantee Period begins and does not change during the Guarantee Period. The rates are an effective annual rate of interest. We determine the interest rates for the various Guarantee Periods. At the time that we confirm your Fixed
Allocation, we will advise you of the interest rate in effect and the date your
Fixed Allocation matures. We may change the rates we credit new Fixed
Allocations at any time. Any change in interest rate does not affect Fixed
Allocations that were in effect before the date of the change. To inquire as to the current rates for Fixed Allocations, please call 1-800-680-8920. A Guarantee
Period for a Fixed Allocation begins:

..    when all or part of a net Purchase Payment is allocated to that particular
     Guarantee Period;

..    upon transfer of any of your Account Value to a Fixed Allocation for that particular Guarantee Period; or

..    when you "renew" a Fixed Allocation by electing a new Guarantee Period. To the extent permitted by law, we may establish different interest rates for
     Fixed Allocations offered to a class of Owners who choose to participate in various optional investment programs we make available. This may include, but is not limited to, Owners who elect to use Fixed Allocations under a dollar cost averaging program (see "Do You Offer Dollar Cost Averaging?")
     or a balanced investment program (see "Do you offer programs designed to guarantee a "Return of Premium" at a future date?"). The interest rate credited to Fixed Allocations offered to this class of purchasers may be different than those offered to other purchasers who choose the same
     Guarantee Period but who do not participate in an optional investment program. Any such program is at our sole discretion.

American Skandia may offer Fixed Allocations with Guarantee Periods of 3 months or 6 months exclusively for use as a short-term Fixed Allocation ("Short-term
Fixed Allocations"). Short-term Fixed Allocations may only be established with your initial Purchase Payment or additional Purchase Payments. You may not transfer existing Account Value to a Short-term Fixed Allocation. We reserve the right to terminate offering these special purpose Fixed Allocations at any time.

On the Maturity Date of the Short-term Fixed Allocation, the Account Value will be transferred to the Sub-account(s) you choose at the inception of the program.
If no instructions are provided, such Account Value will be transferred to the
AST Money Market Sub-account. Short-term Fixed Allocations may not be renewed on the Maturity Date. If you surrender the

                                       40

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Annuity or transfer any Account Value from the Short-term Fixed Allocation to any other investment option before the end of the Guarantee Period, a Market
Value Adjustment will apply.

HOW DO YOU DETERMINE RATES FOR FIXED ALLOCATIONS?

We do not have a specific formula for determining the fixed interest rates for
Fixed Allocations. Generally the interest rates we offer for Fixed Allocations will reflect the investment returns available on the types of investments we make to support our fixed rate guarantees. These investment types may include cash, debt securities guaranteed by the United States government and its agencies and instrumentalities, money market instruments, corporate debt obligations of different durations, private placements, asset-backed obligations and municipal bonds. In determining rates we also consider factors such as the length of the Guarantee Period for the Fixed Allocation, regulatory and tax requirements, liquidity of the markets for the type of investments we make, commissions, administrative and investment expenses, our insurance risks in relation to the Fixed Allocations, general economic trends and competition. Some of these considerations are similar to those we consider in determining the
Insurance Charge that we deduct from Account Value allocated to the
Sub-accounts.

We will credit interest on a new Fixed Allocation in an existing Annuity at a rate not less than the rate we are then crediting to Fixed Allocations for the same Guarantee Period selected by new Annuity purchasers in the same class.

The interest rate we credit for a Fixed Allocation is subject to a minimum.
Please refer to the Statement of Additional Information. In certain states the interest rate may be subject to a minimum under state law or regulation.

HOW DOES THE MARKET VALUE ADJUSTMENT WORK?

If you transfer or withdraw Account Value from a Fixed Allocation more than 30 days before the end of its Guarantee Period, we will adjust the value of your investment based on a formula, called a "Market Value Adjustment" or "MVA". The amount of any Market Value Adjustment can be either positive or negative, depending on the movement of a combination of Strip Yields on Strips and an
Option-adjusted Spread (each as defined below) between the time that you purchase the Fixed Allocation and the time you make a transfer or withdrawal.
The Market Value Adjustment formula compares the combination of Strip Yields for
Strips and the Option-adjusted Spreads as of the date the Guarantee Period began with the combination of Strip Yields for Strips and the Option-adjusted Spreads as of the date the MVA is being calculated. In certain states the amount of any
Market Value Adjustment may be limited under state law or regulation. If your
Annuity is governed by the laws of that state, any Market Value Adjustment that applies will be subject to our rules for complying with such law or regulation.

..    "Strips" are a form of security where ownership of the interest portion of
     United States Treasury securities are separated from ownership of the underlying principal amount or corpus.

..    "Strip Yields" are the yields payable on coupon Strips of United States
     Treasury securities.

..    "Option-adjusted Spread" is the difference between the yields on corporate debt securities (adjusted to disregard options on such securities) and government debt securities of comparable duration. We currently use the
     Merrill Lynch 1 to 10 year Investment Grade Corporate Bond Index of
     Option-adjusted Spreads.

MVA Formula

The MVA formula is applied separately to each Fixed Allocation to determine the
Account Value of the Fixed Allocation on a particular date. The formula is as follows:

N/365
[(1+I) / (1+J+0.0010)]

where:

I is the Strip Yield as of the start date of the Guarantee Period for coupon
Strips maturing at the end of the applicable Guarantee Period plus the
Option-adjusted Spread. If there are no Strips maturing at that time, we will use the Strip Yield for the Strips maturing as soon as possible after the
Guarantee Period ends.

J is the Strip Yield as of the date the MVA formula is being applied for coupon
Strips maturing at the end of the applicable Guarantee Period plus the
Option-adjusted Spread. If there are no Strips maturing at that time, we will use the Strip Yield for the Strips maturing as soon as possible after the
Guarantee Period ends.

N is the number of days remaining in the original Guarantee Period.

If you surrender your Annuity under the right to cancel provision, the MVA formula is:

N/365.

                                [(1 + I)/(1 + J)]

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AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

MVA Examples

The following hypothetical examples show the effect of the MVA in determining
Account Value. Assume the following:

..    You allocate $50,000 into a Fixed Allocation (we refer to this as the
     "Allocation Date" in these examples) with a Guarantee Period of 5 years (we refer to this as the "Maturity Date" in these examples).

..    The Strip Yields for coupon Strips beginning on the Allocation Date and maturing on the Maturity Date plus the Option-adjusted Spread is 5.50% (I =
     5.50%).

..    You make no withdrawals or transfers until you decide to withdraw the entire Fixed Allocation after exactly three (3) years, at which point 730 days remain before the Maturity Date (N = 730).

Example of Positive MVA

Assume that at the time you request the withdrawal, the Strip Yields for Strips maturing on the Maturity Date plus the Option-adjusted Spread is 4.00% (J =
4.00%). Based on these assumptions, the MVA would be calculated as follows:

N/365 MVA Factor = [(1+I)/(1+J+0.0010)] =

                                        2
                            [1.055/1.041] = 1.027078

                           INTERIM VALUE = $57,881.25

Account Value after MVA = Interim Value x MVA Factor = $59,448.56

Example of Negative MVA

Assume that at the time you request the withdrawal, the Strip Yields for Strips maturing on the Maturity Date plus the Option-adjusted Spread is 7.00% (J =
7.00%). Based on these assumptions, the MVA would be calculated as follows:

N/365 MVA Factor = [(1+I)/(1+J+0.0010)] =

                                        2
                            [1.055/1.071] = 0.970345

                           INTERIM VALUE = $57,881.25

Account Value after MVA = Interim Value x MVA Factor = $56,164.78.

WHAT HAPPENS WHEN MY GUARANTEE PERIOD MATURES?

The "Maturity Date" for a Fixed Allocation is the last day of the Guarantee
Period. Before the Maturity Date, you may choose to renew the Fixed Allocation for a new Guarantee Period of the same or different length or you may transfer all or part of that Fixed Allocation's Account Value to another Fixed Allocation or to one or more Sub-accounts. We will not charge a MVA if you choose to renew a Fixed Allocation on its Maturity Date or transfer the Account Value to one or more variable investment options. We will notify you before the end of the
Guarantee Period about the fixed interest rates that we are currently crediting to all Fixed Allocations that are being offered. The rates being credited to
Fixed Allocations may change before the Maturity Date.

If you do not specify how you want a Fixed Allocation to be allocated on its
Maturity Date, we will then transfer the Account Value of the Fixed Allocation to the AST Money Market Sub-account. You can then elect to allocate the Account
Value to any of the Sub-accounts or to a new Fixed Allocation.

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AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

WHAT TYPES OF DISTRIBUTIONS ARE AVAILABLE TO ME?

During the accumulation period you can access your Account Value through partial withdrawals, Systematic Withdrawals, and where required for tax purposes,
Minimum Distributions. You can also surrender your Annuity at any time. We may deduct a portion of the Account Value being withdrawn or surrendered as a CDSC.
The CDSC will be assessed on the amount of Purchase Payments, not on the Account
Value at the time of the withdrawal or surrender. If you surrender your Annuity, in addition to any CDSC, we may deduct the Annual Maintenance Fee, any Tax
Charge that applies and the charge for any optional benefits. We may also apply a Market Value Adjustment to any Fixed Allocations being withdrawn or surrendered. Certain amounts may be available to you each Annuity Year that are not subject to a CDSC. These are called "Free Withdrawals." In addition, under certain circumstances, we may waive the CDSC for surrenders made for qualified medical reasons or for withdrawals made to satisfy Minimum Distribution requirements. Unless you notify us differently, withdrawals are taken pro-rata based on the Account Value in the investment options at the time we receive your withdrawal request. Each of these types of distributions is described more fully below.

ARE THERE TAX IMPLICATIONS FOR DISTRIBUTIONS?
 (For more information, see "Tax Considerations")

During the Accumulation Period

A distribution during the accumulation period is deemed to come first from any
"gain" in your Annuity and second as a return of your "tax basis", if any.
Distributions from your Annuity are generally subject to ordinary income taxation on the amount of any investment gain unless the distribution qualifies as a non-taxable exchange or transfer. If you take a distribution prior to the taxpayer's age 59 1/2, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain. You may wish to consult a professional tax advisor for advice before requesting a distribution.

During the Annuitization Period

During the annuitization period, a portion of each annuity payment is taxed as ordinary income at the tax rate you are subject to at the time of the payment.
The Code and regulations have "exclusionary rules" that we use to determine what portion of each annuity payment should be treated as a return of any tax basis you have in the Annuity. Once the tax basis in the Annuity has been distributed, the remaining annuity payments are taxable as ordinary income. The tax basis in the Annuity may be based on the tax-basis from a prior contract in the case of a
1035 exchange or other qualifying transfer.

CAN I WITHDRAW A PORTION OF MY ANNUITY?

Yes, you can make a withdrawal during the accumulation period.

..    To meet liquidity needs, you can withdraw a limited amount from your
     Annuity during each of Annuity Years 1-8 without a CDSC being applied. We call this the "Free Withdrawal" amount. The Free Withdrawal amount is not available if you choose to surrender your Annuity. Amounts withdrawn as a
     Free Withdrawal do not reduce the amount of CDSC that may apply upon a subsequent withdrawal or surrender of the Annuity. The minimum Free
     Withdrawal you may request is $100.

..    You can also make withdrawals in excess of the Free Withdrawal amount. The maximum amount that you may withdraw will depend on the Annuity's Surrender
     Value as of the date we process the withdrawal request. After any partial withdrawal, your Annuity must have a Surrender Value of at least $1,000, or we may treat the partial withdrawal request as a request to fully surrender your Annuity. The minimum partial withdrawal you may request is $100. When we determine if a CDSC applies to partial withdrawals and Systematic
     Withdrawals, we will first determine what, if any, amounts qualify as a
     Free Withdrawal. Those amounts are not subject to the CDSC. Partial withdrawals or Systematic Withdrawals of amounts greater than the maximum
     Free Withdrawal amount will be subject to a CDSC. You may request a withdrawal for an exact dollar amount after deduction of any CDSC that applies (called a "net withdrawal") or request a gross withdrawal from which we will deduct any CDSC that applies, resulting in less money being payable to you than the amount you requested. If you request a net withdrawal, the amount deducted from your Account Value to pay the CDSC may also be subject to a CDSC. Partial withdrawals may also be available following annuitization but only if you choose certain annuity payment options. To request the forms necessary to make a withdrawal from your
     Annuity, contact our Customer Service Team at 1-800-680-8920 or visit our
     Internet Website at www.americanskandia.prudential.com.

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AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

HOW MUCH CAN I WITHDRAW AS A FREE WITHDRAWAL?
 Annuity Years 1-8

The maximum Free Withdrawal amount during each of Annuity Years 1 through 8
(when a CDSC would otherwise apply to a partial withdrawal or surrender of your initial Purchase Payments) is 10% of all Purchase Payments. We may apply a
Market Value Adjustment to any Fixed Allocations. Withdrawals of amounts greater than the maximum Free Withdrawal amount are treated as a withdrawal of Purchase
Payments and will be assessed a CDSC during Annuity Years 1 through 8. If, during Annuity Years 1 through 8, all Purchase Payments withdrawn are subject to a CDSC, then any subsequent withdrawals will be withdrawn from any gain in the
Annuity. If you do not make a Free Withdrawal during an Annuity Year, you are not allowed to carry over the Free Withdrawal amount to the next Annuity Year.

Annuity Years 9+

After Annuity Year 8, you can surrender your Annuity or make a partial withdrawal without a CDSC being deducted from the amount being withdrawn.

NOTE: Amounts that you have withdrawn as a Free Withdrawal will not reduce the amount of any CDSC that we deduct if, during the first eight (8) Annuity Years, you make a partial withdrawal or choose to surrender the Annuity.

Examples

1. Assume you make an initial Purchase Payment of $10,000 and make no additional
Purchase Payments. The maximum Free Withdrawal amount during each of the first eight Annuity Years would be 10% of $10,000, or $1,000.

2. Assume you make an initial Purchase Payment of $10,000 and make an additional
Purchase Payment of $5,000 in Annuity Year 6. The maximum Free Withdrawal amount during Annuity Years 7 and 8 would be 10% of $15,000, or $1,500. Beginning in
Annuity Year 9 and thereafter, you can surrender your Annuity or make a partial withdrawal without a CDSC being deducted from the amount being withdrawn.

3. Assume you make an initial Purchase Payment of $10,000 and take a Free
Withdrawal of $500 in Annuity Year 6 and $1,000 in Annuity Year 7. If you
surrender your Annuity in Annuity Year 8, the CDSC will be assessed against the initial Purchase Payment amount ($10,000), not the amount of Purchase Payments reduced by the amounts that were withdrawn under the Free Withdrawal provision.

IS THERE A CHARGE FOR A PARTIAL WITHDRAWAL?

A CDSC may be assessed against a partial withdrawal during the first eight (8)
Annuity Years. Whether a CDSC applies and the amount to be charged depends on whether the partial withdrawal exceeds any Free Withdrawal amount and, if so, the number of years that have elapsed since the Issue Date of the Annuity.

1. If you request a partial withdrawal, we determine if the amount you requested is available as a Free Withdrawal (in which case it would not be subject to a
CDSC);

2. If the amount requested exceeds the available Free Withdrawal amount, we determine if a CDSC will apply to the partial withdrawal based on the number of years that have elapsed since the Annuity was issued. The maximum Free
Withdrawal amount during each of Annuity Years 1 through 8 is 10% of all
Purchase Payments. Withdrawals of amounts greater than the maximum Free
Withdrawal amount are treated as a withdrawal of Purchase Payments and will be assessed a CDSC. If, during Annuity Years 1 through 8, all Purchase Payments are withdrawn subject to a CDSC, then any subsequent withdrawals will be withdrawn from any gain in the Annuity.

CAN I MAKE PERIODIC WITHDRAWALS FROM THE ANNUITY DURING THE ACCUMULATION PERIOD?
Yes. We call these "Systematic Withdrawals." You can receive Systematic
Withdrawals of earnings only, principal plus earnings or a flat dollar amount.
Systematic Withdrawals during the first eight (8) Annuity Years may be subject to a CDSC. We will determine whether a CDSC applies and the amount in the same way as we would for a Partial Withdrawal.

Systematic Withdrawals can be made from Account Value allocated to the variable investment options or Fixed Allocations. Generally, Systematic Withdrawals from
Fixed Allocations are limited to earnings accrued after the program of
Systematic Withdrawals begins, or payments of fixed dollar amounts that do not exceed such earnings. Systematic Withdrawals are available on a monthly, quarterly, semi-annual or annual basis. The Surrender Value of your Annuity must be at least $20,000 before we will allow you to begin a program of Systematic
Withdrawals.

The minimum amount for each Systematic Withdrawal is $100. If any scheduled
Systematic Withdrawal is for less than $100 (which may occur under a program that provides payment of an amount equal to the earnings in the annuity for the

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AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

period requested), we may postpone the withdrawal and add the expected amount to the amount that is to be withdrawn on the next scheduled Systematic Withdrawal.

DO YOU OFFER A PROGRAM FOR WITHDRAWALS UNDER SECTION 72(T) OF THE INTERNAL
REVENUE CODE?

Yes. If your Annuity is used as a funding vehicle for certain retirement plans that receive special tax treatment under Sections 401, 403(b) or 408 of the
Code, Section 72(t) of the Code may provide an exception to the 10% penalty tax on distributions made prior to age 59 1/2 if you elect to receive distributions as a series of "substantially equal periodic payments". Distributions received under this provision in any Annuity Year that exceed the maximum amount available as a free withdrawal will be subject to a CDSC. We may apply a Market
Value Adjustment to any Fixed Allocations. To request a program that complies with Section 72(t), you must provide us with certain required information in writing on a form acceptable to us. We may require advance notice to allow us to calculate the amount of 72(t) withdrawals. The Surrender Value of your Annuity must be at least $20,000 before we will allow you to begin a program for withdrawals under Section 72(t). The minimum amount for any such withdrawal is
$100.

You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments before age 59 1/2 that are not subject to the 10% penalty.

WHAT ARE MINIMUM DISTRIBUTIONS AND WHEN WOULD I NEED TO MAKE THEM?
(See "Tax Considerations" for a further discussion of Minimum Distributions.)

Minimum Distributions are a type of Systematic Withdrawal we allow to meet distribution requirements under Sections 401, 403(b) or 408 of the Code. Under the Code, you may be required to begin receiving periodic amounts from your
Annuity. In such case, we will allow you to make Systematic Withdrawals in amounts that satisfy the minimum distribution rules under the Code. We do not assess a CDSC on Minimum Distributions from your Annuity if you are required by law to take such Minimum Distributions from your Annuity at the time it is taken. However, a CDSC may be assessed on that portion of a Systematic
Withdrawal that is taken to satisfy the minimum distribution requirements in relation to other savings or investment plans under other qualified retirement plans not maintained with American Skandia.

The amount of the required Minimum Distribution for your particular situation may depend on other annuities, savings or investments. We will only calculate the amount of your required Minimum Distribution based on the value of your
Annuity. We require three (3) days advance written notice to calculate and process the amount of your payments. You may elect to have Minimum Distributions paid out monthly, quarterly, semi-annually or annually. The $100 minimum amount that applies to Systematic Withdrawals applies to monthly minimum distributions but does not apply to minimum distributions taken out on a quarterly, semi-annual or annual basis.

You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments and satisfying the Minimum Distribution requirements under the Code.

CAN I SURRENDER MY ANNUITY FOR ITS VALUE?

Yes. During the accumulation period you can surrender your Annuity at any time.
Upon surrender, you will receive the Surrender Value. Upon surrender of your
Annuity, you will no longer have any rights under the Annuity.

For purposes of calculating the CDSC on surrender, the Purchase Payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior withdrawals under the Free Withdrawal provision or if your Account Value has declined in value due to negative market performance. We may apply a Market
Value Adjustment to any Fixed Allocations.

Under certain annuity payment options, you may be allowed to surrender your
Annuity for its then current value.

To request the forms necessary to surrender your Annuity, contact our Customer
Service Team at 1-800-680-8920 or visit our Internet Website at
www.americanskandia.prudential.com.

WHAT IS A MEDICALLY-RELATED SURRENDER AND HOW DO I QUALIFY?

Where permitted by law, you may request to surrender your Annuity prior to the
Annuity Date without application of any CDSC upon occurrence of a medically-related "Contingency Event". We may apply a Market Value Adjustment to any Fixed Allocations. The amount payable will be your Account Value.

This waiver of any applicable CDSC is subject to our rules, including but not limited to the following:

..    The Annuitant must have been named or any change of Annuitant must have been accepted by us, prior to the

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AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

"Contingency Event" described below in order to qualify for a medically-related surrender.

..    the Annuitant must be alive as of the date we pay the proceeds of such surrender request;

..    if the Owner is one or more natural persons, all such Owners must also be alive at such time;

..    we must receive satisfactory proof of the Annuitant's confinement in a
     Medical Care Facility or Fatal Illness in writing on a form satisfactory to us; and

..    this benefit is not available if the total Purchase Payments received exceed $500,000 for all annuities issued by us with this benefit where the same person is named as Annuitant. A "Contingency Event" occurs if the
     Annuitant is:

..    first confined in a "Medical Care Facility" while your Annuity is in force and remains confined for at least 90 days in a row; or

..    first diagnosed as having a "Fatal Illness" while your Annuity is in force.
     The definitions of "Medical Care Facility" and "Fatal Illness," as well as additional terms and conditions, are provided in your Annuity. Specific details and definitions in relation to this benefit may differ in certain jurisdictions.

WHAT TYPES OF ANNUITY OPTIONS ARE AVAILABLE?

We currently make annuity options available that provide fixed annuity payments, variable payments or adjustable payments. Fixed options provide the same amount with each payment. Variable options generally provide a payment which may increase or decrease depending on the investment performance of the
Sub-accounts. However, currently, we also make a variable payment option that has a guarantee feature.

Adjustable options provide a fixed payment that is periodically adjusted based on current interest rates. We do not guarantee to make any annuity payment options available in the future other than those fixed annuitization options guaranteed in your Annuity. Please refer to the "Guaranteed Minimum Income
Benefit" and the "Lifetime Five Income Benefit" under "Living Benefits" below for a description of annuity options that are available when you elect these benefits. For additional information on annuity payment options you may request a Statement of Additional Information.

When you purchase an Annuity, or at a later date, you may choose an Annuity
Date, an annuity option and the frequency of annuity payments.

You may change your choices before the Annuity Date under the terms of your contract. A maximum Annuity Date may be required by law. The Annuity Date may depend on the annuity option you choose. Certain annuity options may not be available depending on the age of the Annuitant.

Certain of these annuity options may be available to Beneficiaries who choose to receive the Death Benefit proceeds as a series of payments instead of a lump sum payment.

Option 1

Payments for Life: Under this option, income is payable periodically until the death of the "key life". The "key life" (as used in this section) is the person or persons upon whose life annuity payments are based. No additional annuity payments are made after the death of the key life. Since no minimum number of payments is guaranteed, this option offers the largest amount of periodic payments of the life contingent annuity options. It is possible that only one payment will be payable if the death of the key life occurs before the date the second payment was due, and no other payments nor death benefits would be payable. This Option is currently available on a fixed or variable basis. Under this option, you cannot make a partial or full surrender of the annuity.

Option 2

Payments Based on Joint Lives: Under this option, income is payable periodically during the joint lifetime of two key lives, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the survivor's death. No minimum number of payments is guaranteed under this option. It is possible that only one payment will be payable if the death of all the key lives occurs before the date the second payment was due, and no other payments or death benefits would be payable. This Option is currently available on a fixed or variable basis. Under this option, you cannot make a partial or full surrender of the annuity.

Option 3

Payments for Life with a Certain Period: Under this option, income is payable until the death of the key life. However, if the key life dies before the end of the period selected (5, 10 or 15 years), the remaining payments are paid to the
Beneficiary until the end of such period. This Option is currently available on a fixed or variable basis. If you elect to receive payments on a variable basis under this option, you can request partial or full surrender of the annuity and receive its then current cash value (if any) subject to our rules.

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AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Option 4

Fixed Payments for a Certain Period: Under this option, income is payable periodically for a specified number of years. If the payee dies before the end of the specified number of years, the remaining payments are paid to the
Beneficiary until the end of such period. Note that under this option, payments are not based on any assumptions of life expectancy. Therefore, that portion of the Insurance Charge assessed to cover the risk that key lives outlive our expectations provides no benefit to an Owner selecting this option. Under this option, you cannot make a partial or full surrender of the annuity.

Option 5

Variable Payments for Life with a Cash Value: Under this option, benefits are payable periodically until the death of the key life. Benefits may increase or decrease depending on the investment performance of the Sub-accounts. This option has a cash value that also varies with the investment performance of the
Sub-account. The cash value provides a "cushion" from volatile investment performance so that negative investment performance does not automatically result in a decrease in the annuity payment each month, and positive investment performance does not automatically result in an increase in the annuity payment each month. The cushion generally "stabilizes" monthly annuity payments. Any cash value remaining on the death of the key life is paid to the Beneficiary in a lump sum or as periodic payments. Under this option, you can request partial or full surrender of the Annuity and receive its then current cash value (if any) subject to our rules.

Option 6

Variable Payments for Life with a Cash Value and Guarantee: Under this option, benefits are payable as described in Option 5; except that, while the key life is alive, the annuity payment will not be less than a guaranteed amount, which generally is equal to the first annuity payment. We charge an additional amount for this guarantee. Under this option, any cash value remaining on the death of the key life is paid to the Beneficiary in a lump sum or as periodic payments.
Under this option, you can request partial or full surrender of the Annuity and receive its then current cash value (if any) subject to our rules.

We may make additional annuity payment options available in the future.

HOW AND WHEN DO I CHOOSE THE ANNUITY PAYMENT OPTION?

Unless prohibited by law, we require that you elect either a life annuity or an annuity with a certain period of at least 5 years if any CDSC would apply were you to surrender your Annuity on the Annuity Date. Therefore, choosing an
Annuity Date within eight (8) years of the Issue Date of the Annuity may limit the available annuity payment options. Certain annuity payment options may not be available if your Annuity Date occurs during the period that a CDSC would apply.

You have a right to choose your annuity start date. If you have not provided us with your Annuity Date or annuity payment option in writing, then:

..    a default date for the Annuity Date will be the first day of the calendar month following the later of the Annuitant's 85th birthday or the fifth anniversary of our receipt of your request to purchase an Annuity; and

..    the annuity payments, where allowed by law, will be calculated on a fixed basis under Option 3, Payments for Life with 10 years certain. If you choose to defer the Annuity Date beyond the default date, the IRS may not consider your contract to be an annuity under the tax law. If that should occur, all gain in your Annuity at that time will become immediately taxable to you. Further, each subsequent year's increase in Account Value would be taxable in that year. By choosing to continue to defer after the default date, you will assume the risk that your Annuity will not be considered an annuity for federal income tax purposes.

HOW ARE ANNUITY PAYMENTS CALCULATED?
 Fixed Annuity Payments (Options 1-4)

If you choose to receive fixed annuity payments, you will receive equal fixed-dollar payments throughout the period you select. The amount of the fixed payment will vary depending on the annuity payment option and payment frequency you select. Generally, the first annuity payment is determined by multiplying the Account Value, minus any state premium taxes that may apply, by the factor determined from our table of annuity rates. The table of annuity rates differs based on the type of annuity chosen and the frequency of payment selected. Our rates will not be less than our guaranteed minimum rates. These guaranteed minimum rates are derived from the a2000 Individual Annuity Mortality Table with an assumed interest

                                       47

Access To Account Value continued

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

rate of 3% per annum. Where required by law or regulation, such annuity table will have rates that do not differ according to the gender of the key life.
Otherwise, the rates will differ according to the gender of the key life.

Variable Annuity Payments

Generally, we offer three different types of variable annuity payment options.
The first annuity payment will be calculated based upon the assumed investment return ("AIR"). You select the AIR before we start to make annuity payments. You will not receive annuity payments until you choose an AIR. The remaining annuity payments will fluctuate based on the performance of the Sub-accounts relative to the AIR, as well as other factors described below. The greater the AIR, the greater the first annuity payment. A higher AIR may result in smaller potential growth in the annuity payments. A lower AIR results in a lower initial annuity payment. Within payment options 1-3, if the Sub-accounts you choose perform exactly the same as the AIR, then subsequent annuity payments will be the same as the first annuity payment. If the Sub-accounts you choose perform better than the AIR, then subsequent annuity payments will be higher than the first annuity payment. If the Sub-accounts you choose perform worse than the AIR, then subsequent annuity payments will be lower than the first. Within payment options
5 and 6, the cash value for the Annuitant (while alive) and a variable period of time during which annuity payments will be made whether or not the Annuitant is still alive are adjusted based on the performance of the Sub-accounts relative to the AIR; however, subsequent annuity payments do not always increase or decrease based on the performance of the Sub-accounts relative to the AIR.

..    Variable Payments (Options 1-3) We calculate each annuity payment amount by multiplying the number of units scheduled to be redeemed under a schedule of units for each Sub-account by the Unit Value of each Sub-account on the annuity payment date. We determine the schedule of units based on your
     Account Value (minus any premium tax that applies) at the time you elect to begin receiving annuity payments. The schedule of units will vary based on the annuity payment option selected, the length of any certain period (if applicable), the Annuitant's age and gender (if annuity payments are due for the life of the Annuitant) and the Unit Value of the Sub-accounts you initially selected on the Issue Date. The calculation is performed for each
     Sub-account, and the sum of the Sub-account calculations equals the amount of your annuity payment. Other than to fund annuity payments, the number of units allocated to each Sub-account will not change unless you transfer among the Sub-accounts or make a withdrawal (if allowed). You can select one of three AIRs for these options: 3%, 5% or 7%.

..    Stabilized Variable Payments (Option 5) This option provides guaranteed payments for life, a cash value for the Annuitant (while alive) and a variable period of time during which annuity payments will be made whether or not the Annuitant is still alive. We calculate the initial annuity payment amount by multiplying the number of units scheduled to be redeemed under a schedule of units by the Unit Values determined on the annuitization date. The schedule of units is established for each
     Sub-account you choose on the annuitization date based on the applicable benchmark rate, meaning the AIR, and the annuity factors. The annuity factors reflect our assumptions regarding the costs we expect to bear in guaranteeing payments for the lives of the Annuitant and will depend on the benchmark rate, the annuitant's attained age and gender (where permitted).
     Unlike variable payments (described above) where each payment can vary based on Sub-account performance, this payment option cushions the immediate impact of Sub-account performance by adjusting the length of the time during which annuity payments will be made whether or not the
     Annuitant is alive while generally maintaining a level annuity payment amount. Sub-account performance that exceeds a benchmark rate will generally extend this time period, while Sub-account performance that is less than a benchmark rate will generally shorten the period. If the period reaches zero and the Annuitant is still alive, Annuity Payments continue, however, the annuity payment amount will vary depending on Sub-account performance, similar to conventional variable payments. The AIR for this option is 4%.

..    Stabilized Variable Payments with a Guaranteed Minimum (Option 6) This option provides guaranteed payments for life in the same manner as
     Stabilized Variable Payments (described above). In addition to the stabilization feature, this option also guarantees that variable annuity

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AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

payments will not be less than the initial annuity pay- ment amount regardless of Sub-account performance. The AIR for this option is 3%.

The variable annuity payment options are described in greater detail in a separate prospectus which will be provided to you at the time you elect one of the variable annuity payment options.

Adjustable Annuity Payments

We may make an adjustable annuity payment option available. Adjustable annuity payments are calculated similarly to fixed annuity payments except that on every fifth (5th) anniversary of receiving annuity payments, the annuity payment amount is adjusted upward or downward depending on the rate we are currently crediting to annuity payments. The adjustment in the annuity payment amount does not affect the duration of remaining annuity payments, only the amount of each payment.

                                       49

LIVING BENEFIT PROGRAMS

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

DO YOU OFFER PROGRAMS DESIGNED TO PROVIDE INVESTMENT PROTECTION FOR OWNERS WHILE
THEY ARE ALIVE?

American Skandia offers different optional benefits, for an additional charge, that can provide investment protection for Owners while they are alive.
Notwithstanding the additional protection provided under the optional Living
Benefit Programs, the additional cost has the impact of reducing net performance of the investment options. Each optional benefit offers a distinct type of guarantee, regardless of the performance of variable investment options, that may be appropriate for you depending on the manner in which you intend to make use of your annuity while you are alive. Depending on which optional benefit you choose, you can have substantial flexibility to invest in variable investment options while:

..    protecting a principal amount from decreases in value as of specified future dates due to investment performance;

..    taking withdrawals with a guarantee that you will be able to withdraw not less than a principal amount over time; or

..    guaranteeing a minimum amount of growth will be applied to your principal, if it is to be used as the basis for lifetime income payments beginning after a waiting period.

Below is a brief summary of the "living benefits" that American Skandia offers.
Please refer to the benefit description for a complete description of the terms, conditions and limitations of each optional benefit. You should consult with your investment professional to determine if any of these optional benefits may be appropriate for you based on your financial needs. There are many factors to consider, but we note that among them you may want to evaluate the tax implications of these different approaches to meeting your needs, both between these benefits and in comparison to other potential solutions to your needs
(e.g. comparing the tax implications of the withdrawal benefit and annuity payments).

I. The Guaranteed Return Option Plus(SM) (GRO Plus(SM) guarantees that, after a seven-year period following commencement of the program ("maturity date") and on each anniversary of the maturity date thereafter, your Account Value will not be less than the Account Value on the effective date of the program. The program also offers you the option to elect a second, enhanced guarantee amount at a higher Account Value subject to a separate maturity period (and its anniversaries). The GRO Plus(SM) program may be appropriate if you wish to protect a principal amount (called the "Protected Principal Value") against market downturns as of a specific date in the future, but also wish to exercise control by allocating and transferring your available Account Value among the variable investment options to participate in market experience. Under the GRO
Plus(SM) program, you give us the right to allocate amounts to Fixed Allocations as needed to support the guarantees provided. The available Account Value that may be allocated among your variable investment options are those amounts not allocated to the Fixed Allocations to support the guarantees provided.

II. The Guaranteed Minimum Withdrawal Benefit (GMWB) guarantees your ability to make cumulative withdrawals over time equal to an initial principal value
(called the "Protected Value"), regardless of decreases in your Account Value due to market losses. The GMWB program may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that market performance will not affect your ability to receive guaranteed minimum withdrawals. Taking income as withdrawals, rather than annuity payments, may be less tax efficient for non-qualified uses of the Annuity, but provides greater control over the timing and amount of withdrawals during the accumulation period, as well as continuing the Annuity's other benefits, such as the death benefit.

III.The Guaranteed Minimum Income Benefit (GMIB) guarantees your ability, after a minimum seven-year waiting period, to begin receiving income from the Annuity in the form of annuity payments based on your total purchase payments under the
Annuity and an annual increase of 5% on such Purchase Payments, adjusted for withdrawals, regardless of the impact of market performance on your Account
Value. The GMIB program may be appropriate if you anticipate using your Annuity as a future source of periodic fixed income payments for the remainder of your life and wish to ensure that the basis upon which your income payments will be calculated will achieve at least a minimum amount despite fluctuations in market performance.

IV. The Lifetime Five Income Benefit guarantees your ability to withdraw amounts equal to a percentage of a "Protected Withdrawal Value" regardless of decreases in your Account Value due to market losses. The Lifetime Five Benefit may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that market performance will not affect your ability to receive guaranteed minimum withdrawals. Taking income as withdrawals, rather than annuity

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AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

payments, may be less tax efficient for non-qualified uses of the Annuity, but provides greater control over the timing and amount of withdrawals during the accumulation period, as well as continuing the Annuity's other benefits, such as the death benefit.

GUARANTEED RETURN OPTION PLUS(SM)
 (GRO Plus(SM)

The Guaranteed Return Option Plus described below is only being offered in those jurisdictions where we have received regulatory approval, and will be offered subsequently in other jurisdictions when we receive regulatory approval in those jurisdictions. Certain terms and conditions may differ between jurisdictions once approved. The program can be elected by new purchasers on the Issue Date of their Annuity, and can be elected by existing Annuity Owners on either the anniversary of the Issue Date of their Annuity or on a date other than that anniversary, as described below under "Election of the Program". The Guaranteed
Return Option Plus is not available if you elect the Guaranteed Return Option program (and it is currently active), the Guaranteed Minimum Withdrawal Benefit rider, the Guaranteed Minimum Income Benefit rider, the Lifetime Five Income
Benefit rider, the Highest Daily Value Death Benefit or the Dollar Cost
Averaging program if it involves transfers out of the Fixed Allocations.

We offer a program that, after a seven-year period following commencement of the program (we refer to the end of that period and any applicable subsequent period as the "maturity date") and on each anniversary of the maturity date thereafter while the program remains in effect, guarantees your Account Value will not be less than your Account Value on the effective date of your program (called the
"Protected Principal Value"). The program also offers you the opportunity to elect a second, enhanced guaranteed amount at a later date if your Account Value has increased, while preserving the guaranteed amount established on the effective date of your program. The enhanced guaranteed amount (called the
"Enhanced Protected Principal Value") guarantees that, after a separate period following election of the enhanced guarantee and on each anniversary thereafter while this enhanced guarantee amount remains in effect, your Account Value will not be less than your Account Value on the effective date of your election of the enhanced guarantee.

The program monitors your Account Value daily and, if necessary, systematically transfers amounts between variable investment options you choose and Fixed
Allocations used to support the Protected Principal Value(s). The program may be appropriate if you wish to protect a principal amount against market downturns as of a specific date in the future, but also wish to invest in the variable investment options to participate in market performance. There is an additional charge if you elect the Guaranteed Return Option Plus program.

The guarantees provided by the program exist only on the applicable maturity date(s) and on each anniversary of the maturity date(s) thereafter. However, due to the ongoing monitoring of your Account Value and the transfer of Account
Value between the variable investment options and the Fixed Allocations to support our future guarantees, the program may provide some protection from significant market losses if you choose to surrender the Annuity or begin receiving annuity payments prior to a maturity date. For this same reason, the program may limit your ability to benefit from market increases while it is in effect.

KEY FEATURE -- Protected Principal Value/Enhanced Protected Principal Value The
Guaranteed Return Option Plus offers a base guarantee as well as the option of electing an enhanced guarantee at a later date.

..    Base Guarantee: Under the base guarantee, American Skandia guarantees that on the maturity date and on each anniversary of the maturity date thereafter that the program remains in effect, your Account Value will be no less than the Protected Principal Value. On the maturity date and on each anniversary after the maturity date that the program remains in effect, if your Account Value is below the Protected Principal Value,
     American Skandia will apply additional amounts to your Annuity from its general account to increase your Account Value to be equal to the Protected
     Principal Value.

..    Enhanced Guarantee: On any anniversary following commencement of the program, you can establish an enhanced guaranteed amount based on your current Account Value. Under the enhanced guarantee, American Skandia guarantees that at the end of a specified period following the election

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Living Benefit Programs continued

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

of the enhanced guarantee (also referred to as its "maturity date"), and on each anniversary of the maturity date thereafter that the enhanced guaranteed amount remains in effect, your Account Value will be no less than the Enhanced
Protected Principal Value. You can elect an enhanced guarantee more than once;
however, a subsequent election supersedes the prior election of an enhanced guarantee. Election of an enhanced guarantee does not impact the base guarantee.
In addition, you may elect an "auto step-up" feature that will automatically create an enhanced guarantee (or increase your enhanced guarantee, if previously elected) on each anniversary of the program (and create a new maturity period for the new enhanced guarantee) if the Account Value as of that anniversary exceeds the protected principal value or enhanced protected principal value by
7% or more. You may also elect to terminate an enhanced guarantee. If you elect to terminate the enhanced guarantee, the base guarantee will remain in effect.
If you have elected the enhanced guarantee, on the guarantee's maturity date and on each anniversary of the maturity date thereafter that the enhanced guarantee amount remains in effect, if your Account Value is below the Enhanced Protected
Principal Value, American Skandia will apply additional amounts to your Annuity from its general account to increase your Account Value to be equal to the
Enhanced Protected Principal Value. Any amounts added to your Annuity to support our guarantees under the program will be applied to any Fixed Allocations first and then to the sub-accounts pro rata, based on your most recent allocation instructions in accordance with the allocation mechanism we use under the program. We will notify you of any amounts added to your Annuity under the program. If our assumptions are correct and the operations relating to the administration of the program work properly, we do not expect that we will need to add additional amounts to the Annuity. The Protected Principal Value is referred to as the "Base Guarantee" and the Enhanced Protected Principal Value
is referred to as the "Step-up Guarantee" in the rider we issue for this benefit.

Withdrawals under your Annuity

Withdrawals from your Annuity, while the program is in effect, will reduce the base guarantee under the program as well as any enhanced guarantee. Cumulative annual withdrawals up to 5% of the Protected Principal Value as of the effective date of the program (adjusted for any subsequent Purchase Payments) will reduce the applicable guaranteed amount by the actual amount of the withdrawal
(referred to as the "dollar-for-dollar limit"). If the amount withdrawn is greater than the dollar-for-dollar limit, the portion of the withdrawal equal to the dollar-for-dollar limit will be treated as described above, and the portion of the withdrawal in excess of the dollar-for-dollar limit will reduce the base guarantee and the enhanced guarantee proportionally, according to the formula as described in the rider for this benefit (see the examples of this calculation below). Withdrawals other than Systematic Withdrawals will be taken pro-rata from the variable investment options and any Fixed Allocations. Systematic
Withdrawals will be taken pro-rata from the variable investment options and any fixed allocations up to growth attributable to the Fixed Allocations and thereafter pro-rata solely from the variable investment options. Withdrawals will be subject to all other provisions of the Annuity, including any Contingent
Deferred Sales Charge and Market Value Adjustment that would apply.

Charges for other optional benefits under the Annuity that are deducted as an annual charge in arrears will not reduce the applicable guaranteed amount under the Guaranteed Return Option Plus program, however, any partial withdrawals in payment of charges for any third party investment advisory service will be treated as withdrawals and will reduce the applicable guaranteed amount.

The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GRO Plus(SM) program are
October 13, 2004; 2.) an initial Purchase Payment of $250,000; 3.) a base guarantee amount of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5%
of $250,000):

Example 1. Dollar-for-dollar reduction

A $10,000 withdrawal is taken on November 29, 2004 (in the first Annuity Year).
No prior withdrawals have been taken. As the amount withdrawn is less than the
Dollar-for-dollar Limit:

..    The base guarantee amount is reduced by the amount withdrawn (i.e., by
     $10,000, from $250,000 to $240,000).

..    The remaining dollar-for-dollar limit ("Remaining Limit") for the balance of the first Annuity Year is also reduced by the amount withdrawn (from
     $12,500 to $2,500).

Example 2. Dollar-for-dollar and proportional reductions A second $10,000 withdrawal is taken on December 18, 2004 (still within the first Annuity Year).
The Account Value immediately before the withdrawal is $180,000. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:

..    The base guarantee amount is first reduced by the Remaining Limit (from
     $240,000 to $237,500);

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AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

..    The result is then further reduced by the ratio of A to B, where:

..    A is the amount withdrawn less the Remaining Limit ($10,000 - $2,500, or
     $7,500).

..    B is the Account Value less the Remaining Limit ($180,000 - $2,500, or
     $177,500). The resulting base guarantee amount is: $237,500 x (1 - $7,500 /
     $177,500), or $227,464.79.

..    The Remaining Limit is set to zero (0) for the balance of the first Annuity
     Year.

Example 3. Reset of the Dollar-for-dollar Limit A $10,000 withdrawal is made on
December 19, 2005 (second Annuity Year). The Remaining Limit has been reset to the dollar-for-dollar limit of $12,500. As the amount withdrawn is less than the dollar-for-dollar limit:

..    The base guarantee amount is reduced by the amount withdrawn (i.e., reduced by $10,000, from $227,464.79 to $217,464.79).

..    The Remaining Limit for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

KEY FEATURE -- Allocation of Account Value Account Value is transferred to and maintained in Fixed Allocations to the extent we, in our sole discretion, deem it is necessary to support our guarantee(s) under the program. We monitor fluctuations in your Account Value each Valuation Day, as well as the prevailing interest rates on Fixed Allocations, the remaining duration(s) until the applicable maturity date(s) and the amount of Account Value allocated to Fixed
Allocation(s) relative to a "reallocation trigger", which determines whether
Account Value must be transferred to or from Fixed Allocation(s). While you are not notified when your Account Value reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your
Account Value either to or from Fixed Allocation(s).

..    If your Account Value is greater than or equal to the reallocation trigger, your Account Value in the variable investment options will remain allocated according to your most recent instructions. If a portion of Account Value was previously allocated to a Fixed Allocation to support the applicable guaranteed amount, all or a portion of those amounts may be transferred from the Fixed Allocation and re-allocated to the variable investment options pro-rata according to your most recent allocation instructions
     (including the model allocations under any asset allocation program you may have elected). A Market Value Adjustment will apply when we reallocate
     Account Value from a Fixed Allocation to the variable investment options, which may result in a decrease or increase in your Account Value.

..    If your Account Value is less than the reallocation trigger, a portion of your Account Value in the variable investment options will be transferred from your variable investment options pro rata according to your allocations to a new Fixed Allocation(s) to support the applicable guaranteed amount. The new Fixed Allocation(s) will have a Guarantee Period equal to the time remaining until the applicable maturity date(s). The
     Account Value allocated to the new Fixed Allocation(s) will be credited with the fixed interest rate(s) then being credited to a new Fixed
     Allocation(s) maturing on the applicable maturity date(s) (rounded to the next highest yearly duration). The Account Value will remain invested in each applicable Fixed Allocation until the applicable maturity date unless, at an earlier date, your Account Value is greater than or equal to the reallocation trigger and, therefore, amounts can be transferred to the

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Living Benefit Programs continued

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

variable investment options while maintaining the guaran- teed protection under the program (as described above).

If a significant amount of your Account Value is systematically transferred to
Fixed Allocations to support the Protected Principal Value and/or the Enhanced
Protected Principal Value during periods of market declines, low interest rates, and/or as the program nears its maturity date, less of your Account Value may be available to participate in the investment experience of the variable investment options if there is a subsequent market recovery. During periods closer to the maturity date of the base guarantee or any enhanced guarantee, or any anniversary of such maturity date(s), a significant portion of your Account
Value may be allocated to Fixed Allocations to support any applicable guaranteed amount(s). If your Account Value is less than the reallocation trigger and new
Fixed Allocations must be established during periods where the interest rate(s)
being credited to such Fixed Allocations is low, a larger portion of your
Account Value may need to be transferred to Fixed Allocations to support the applicable guaranteed amount(s), causing less of your Account Value to be available to participate in the investment experience of the variable investment options.

Separate Fixed Allocations may be established in support of the Protected
Principal Value and the Enhanced Protected Principal Value (if elected). There may also be circumstances when a Fixed Allocation will be established only in support of the Protected Principal Value or the Enhanced Protected Principal
Value. If you elect an enhanced guarantee, it is more likely that a portion of your Account Value may be allocated to Fixed Allocations and will remain allocated for a longer period of time to support the Enhanced Protected
Principal Value, even during a period of positive market performance and/or under circumstances where Fixed Allocations would not be necessary to support the Protected Principal Value. Further, there may be circumstances where Fixed
Allocations in support of the Protected Principal Value or Enhanced Protected
Principal Value are transferred to the variable investment options differently than each other because of the different guarantees they support.

American Skandia uses an allocation mechanism based on assumptions of expected and maximum market volatility, interest rates and time left to the maturity of the program to determine the reallocation trigger. The allocation mechanism is used to determine the allocation of Account Value between Fixed Allocations and the Sub-accounts you choose. American Skandia reserves the right to change the allocation mechanism and the reallocation trigger at its discretion, subject to regulatory approval where required. Changes to the allocation mechanism and/or the reallocation trigger may be applied to existing programs where allowed by law.

Election of the Program

The Guaranteed Return Option Plus program can be elected at the time that you purchase your Annuity, or on any Valuation Day thereafter (prior to annuitization). If you elect the program after the Issue Date of your Annuity, the program will be effective as of the Valuation Day that we receive the required documentation in good order at our home office, and the guaranteed amount will be based on your Account Value as of that date. If you previously elected the Guaranteed Return Option program and wish to elect the Guaranteed
Return Option Plus program, your prior Guaranteed Return Option program will be terminated. Termination of the Guaranteed Return Option for the purpose of electing the Guaranteed Return Option Plus will be treated as any other termination of the Guaranteed Return Option (see below), including the termination of any guaranteed amount, and application of any applicable Market
Value Adjustment when amounts are transferred to the variable investment options as a result of the termination. The Guaranteed Return Option Plus program will then be added to your Annuity based on the current Account Value.

Termination of the Program

You can elect to terminate the enhanced guarantee but maintain the protection provided by the base guarantee. You also can terminate the Guaranteed Return
Option Plus program entirely. If you terminate the program entirely, you can subsequently elect to participate in the program again (based on the Account
Value on that date) by furnishing the documentation we require. In a rising market, you could, for example, terminate the program on a given Valuation Day and two weeks later reinstate the program with a higher base guarantee (and a new maturity date). However, your ability to reinstate the program is limited by the following: (A) in any Annuity Year, we do not permit more than two program elections (including any election made effective on the Annuity issue date and any election made by a surviving spouse) and (B) a program reinstatement cannot be effected on the same business day on

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AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

which a program termination was effected. Upon termination, any Account Value in the Fixed Allocations will be transferred to the variable investment options pro-rata based on the Account Values in such variable investment options, or in accordance with any effective asset allocation program. A Market Value
Adjustment will apply.

The program will terminate automatically upon: (a) the death of the Owner or the
Annuitant (in an entity owned contract); (b) as of the date Account Value is applied to begin annuity payments; or (c) upon full surrender of the Annuity. If you elect to terminate the program, the Guaranteed Return Option Plus will no longer provide any guarantees. The surviving spouse may elect the benefit at any time, subject to the limitations described above, after the death of the Annuity
Owner. The surviving spouse's election will be effective on the Valuation Day that we receive the required documentation in good order at our home office, and the Account Value on that Valuation Day will be the Protected Principal Value.

The charge for the Guaranteed Return Option Plus program will no longer be deducted from your Account Value upon termination of the program.

Special Considerations under the Guaranteed Return Option Plus This program is subject to certain rules and restrictions, including, but not limited to the following:

..    Upon inception of the program, 100% of your Account Value must be allocated to the variable investment options. No Fixed Allocations may be in effect as of the date that you elect to participate in the program. However, the reallocation trigger may transfer Account Value to Fixed Allocations as of the effective date of the program under some circumstances.

..    You cannot allocate any portion of Purchase Payments or transfer Account
     Value to or from a Fixed Allocation while participating in the program;
     however, all or a portion of any Purchase Payments may be allocated by us to Fixed Allocations to support the amount guaranteed. You cannot participate in any dollar cost averaging program that transfers Account
     Value from a Fixed Allocation to a variable investment option.

..    Transfers from Fixed Allocations made as a result of the allocation mechanism under the program will be subject to the Market Value Adjustment formula under the Annuity; however, the 0.10% liquidity factor in the formula will not apply. A Market Value Adjustment may be either positive or negative. Transfer amounts will be taken from the most recently established
     Fixed Allocation.

..    Transfers from the Sub-accounts to Fixed Allocations or from Fixed
     Allocations to the Sub-accounts under the program will not count toward the maximum number of free transfers allowable under the Annuity.

..    Any amounts applied to your Account Value by American Skandia on the maturity date or any anniversary of the maturity date will not be treated as "investment in the contract" for income tax purposes.

..    Low interest rates may require allocation to Fixed Allocations even when the current Account Value exceeds the guarantee.

..    As the time remaining until the applicable maturity date gradually decreases the program will become increasingly sensitive to moves to Fixed
     Allocations.

..    We currently limit the variable investment options in which you may allocate Account Value if you participate in this program. We reserve the right to transfer any Account Value in a prohibited investment option to an eligible investment option. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year. We may also require that you allocate your Account
     Value according to an asset allocation model.

Charges under the Program

We deduct a charge equal to 0.25% of the average daily net assets of the sub-accounts for participation in the Guaranteed Return Option Plus program. The annual charge is deducted daily. Account Value allocated to Fixed Allocations under the program is not subject to the charge. The charge is deducted to compensate American Skandia for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed; and (b) administration of the program.

                                       55

Living Benefit Programs continued

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

GUARANTEED RETURN OPTION (GRO)

The Guaranteed Return Option described below is offered only in those jurisdictions where we have not yet received regulatory approval for the
Guaranteed Return Option Plus as of the date the election of the option is made.
Certain terms and conditions may differ between jurisdictions. The program can be elected by new purchasers on the Issue Date of their Annuity, and can be elected by existing Annuity Owners on either the anniversary of the Issue Date of their Annuity or on a date other than that anniversary, as described below under "Election of the Program". The Guaranteed Return Option is not available if you elect the GRO Plus rider, the Guaranteed Minimum Withdrawal Benefit rider, the Guaranteed Minimum Income Benefit rider, the Lifetime Five Income
Benefit rider, the Highest Daily Value Death Benefit or the Dollar Cost
Averaging program if it involves transfers out of the Fixed Allocations.

We offer a program that, after a seven-year period following commencement of the program (we refer to the end of that period as the "maturity date") guarantees your Account Value will not be less than your Account Value on the effective date of your program (called the "Protected Principal Value").

The program monitors your Account Value daily and, if necessary, systematically transfers amounts between variable investment options you choose and the Fixed
Allocation used to support the Protected Principal Value. The program may be appropriate if you wish to protect a principal amount against market downturns as of a specific date in the future, but also wish to invest in the variable investment options to participate in market performance. There is an additional charge if you elect the Guaranteed Return Option program.

The guarantee provided by the program exists only on the applicable maturity date. However, due to the ongoing monitoring of your Account Value and the transfer of Account Value between the variable investment options and the Fixed
Allocation to support our future guarantee, the program may provide some protection from significant market losses if you choose to surrender the Annuity or begin receiving annuity payments prior to a maturity date. For this same reason, the program may limit your ability to benefit from market increases while it is in effect.

KEY FEATURE -- Protected Principal Value

..    Under the GRO option, American Skandia guarantees that on the maturity date, your Account Value will be no less than the Protected Principal
     Value. On the maturity date if your Account Value is below the Protected
     Principal Value, American Skandia will apply additional amounts to your
     Annuity from its general account to increase your Account Value to be equal to the Protected Principal Value. Any amounts added to your Annuity to support our guarantee under the program will be applied to the Fixed
     Allocation first and then to the Sub-accounts pro rata, based on your most recent allocation instructions in accordance with the allocation mechanism we use under the program. We will notify you of any amounts added to your
     Annuity under the program. If our assumptions are correct and the operations relating to the administration of the program work properly, we do not expect that we will need to add additional amounts to the Annuity.
     The Protected Principal Value is generally referred to as the "Guaranteed
     Amount" in the rider we issue for this benefit.

KEY FEATURE -- Allocation of Account Value Account Value is transferred to and maintained in a Fixed Allocation to the extent we, in our sole discretion, deem it is necessary to support our guarantee under the program. We monitor fluctuations in your Account Value each Valuation Day, as well as the prevailing interest rate on the Fixed Allocation, the remaining duration until the applicable maturity date and the amount of Account Value allocated to the Fixed
Allocation relative to a "reallocation trigger", which determines whether
Account Value must be transferred to or from the Fixed Allocation. While you are not notified when your Account Value reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your
Account Value either to or from the Fixed Allocation.

..    If your Account Value is greater than or equal to the reallocation trigger, your Account Value in the variable investment options will remain allocated according to your most recent instructions. If a portion of Account Value was previously allocated to the Fixed Allocation to support the guaranteed amount, all or a portion of those amounts may be transferred from the Fixed
     Allocation and re-allocated to the variable investment options pro-rata according to your most recent allocation instructions (including the model allocations under any asset allocation program you may have elected). A
     Market Value Adjustment will apply when we reallocate Account Value from the Fixed Allocation to

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AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

the variable investment options, which may result in a decrease or increase in your Account Value.

..    If your Account Value is less than the reallocation trigger, a portion of your Account Value in the variable investment options will be transferred from your variable investment options pro rata according to your allocations to a new Fixed Allocation to support the guaranteed amount. The new Fixed Allocation will have a Guarantee Period equal to the time remaining until the applicable maturity date. The Account Value allocated to the new Fixed Allocation will be credited with the fixed interest rate then being credited to a new Fixed Allocation maturing on the applicable maturity date (rounded to the next highest yearly duration). The Account
     Value will remain invested in the Fixed Allocation until the maturity date unless, at an earlier date, your Account Value is greater than or equal to the reallocation trigger and, therefore, amounts can be transferred to the variable investment options while maintaining the guaranteed protection under the program (as described above).

If a significant amount of your Account Value is systematically transferred to the Fixed Allocation to support the Protected Principal Value during periods of market declines, low interest rates, and/or as the program nears its maturity date, less of your Account Value may be available to participate in the investment experience of the variable investment options if there is a subsequent market recovery. During periods closer to the maturity date of the guarantee a significant portion of your Account Value may be allocated to the
Fixed Allocation to support any applicable guaranteed amount. If your Account
Value is less than the reallocation trigger and a new Fixed Allocation must be established during periods where the interest rate being credited to such Fixed
Allocation is low, a larger portion of your Account Value may need to be transferred to the Fixed Allocation to support the guaranteed amount, causing less of your Account Value to be available to participate in the investment experience of the variable investment options.

American Skandia uses an allocation mechanism based on assumptions of expected and maximum market volatility, interest rates and time left to the maturity of the program to determine the reallocation trigger. The allocation mechanism is used to determine the allocation of Account Value between the Fixed Allocation and the Sub-accounts you choose. American Skandia reserves the right to change the allocation mechanism and the reallocation trigger at its discretion, subject to regulatory approval where required. Changes to the allocation mechanism and/or the reallocation trigger may be applied to existing programs where allowed by law.

Election of the Program

The Guaranteed Return Option can be elected at the time that you purchase your
Annuity, or on any Valuation Day thereafter (prior to annuitization). If you elect the program after the Issue Date of your Annuity, the program will be effective as of the Valuation Day that we receive the required documentation in good order at our home office, and the guaranteed amount will be based on your
Account Value as of that date.

Termination of the Program

The Annuity Owner also can terminate the Guaranteed Return Option program. Upon termination, any Account Value in the Fixed Allocation will be transferred to the variable investment options pro rata based on the Account Values in such variable investment options, or in accordance with any effective asset allocation program. A Market Value Adjustment will apply.

The program will terminate automatically upon: (a) the death of the Owner or the
Annuitant (in an entity owned contract); (b) as of the date Account Value is applied to begin annuity payments; or (c) upon full surrender of the Annuity. If you elect to terminate the program, the Guaranteed Return Option will no longer provide any guarantees. If the surviving spouse assumes the Annuity, he/she may re-elect the benefit on any anniversary of the Issue Date of the Annuity or, if the deceased Owner had not previously elected the benefit, may elect the benefit at any time. The surviving spouse's election will be effective on the Valuation
Day that we receive the required documentation in good order at our home office, and the Account Value on that Valuation Day will be the Protected Principal
Value.

The charge for the Guaranteed Return Option program will no longer be deducted from your Account Value upon termination of the program.

                                       57

Living Benefit Programs continued

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Special Considerations under the Guaranteed Return Option This program is subject to certain rules and restrictions, including, but not limited to the following:

..    Upon inception of the program, 100% of your Account Value must be allocated to the variable investment options. The Fixed Allocation may not be in effect as of the date that you elect to participate in the program.
     However, the reallocation trigger may transfer Account Value to the Fixed
     Allocation as of the effective date of the program under some circumstances.

..    Annuity Owners cannot allocate any portion of Purchase Payments or transfer
     Account Value to or from the Fixed Allocation while participating in the program; however, all or a portion of any Purchase Payments may be allocated by us to the Fixed Allocation to support the amount guaranteed.
     You cannot participate in any dollar cost averaging program that transfers
     Account Value from the Fixed Allocation to a variable investment option.

..    Transfers from the Fixed Allocation made as a result of the allocation mechanism under the program will be subject to the Market Value Adjustment formula under the Annuity; however, the 0.10% liquidity factor in the formula will not apply. A Market Value Adjustment may be either positive or negative. Transfer amounts will be taken from the most recently established
     Fixed Allocation.

..    Transfers from the Sub-accounts to the Fixed Allocation or from the Fixed
     Allocation to the Sub-accounts under the program will not count toward the maximum number of free transfers allowable under the Annuity.

..    Any amounts applied to your Account Value by American Skandia on the maturity date or any anniversary of the maturity date will not be treated as "investment in the contract" for income tax purposes.

..    Low interest rates may require allocation to the Fixed Allocation even when the current Account Value exceeds the guarantee.

..    As the time remaining until the applicable maturity date gradually decreases the program will become increasingly sensitive to moves to the
     Fixed Allocation.

..    We currently limit the variable investment options in which you may allocate Account Value if you participate in this program. We reserve the right to transfer any Account Value in a prohibited investment option to an eligible investment option. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year. We may also require that you allocate your Account
     Value according to an asset allocation model.

Charges under the Program

We deduct a charge equal to 0.25% of the average daily net assets of the sub-accounts for participation in the Guaranteed Return Option program. The annual charge is deducted daily. In those states where the daily deduction of the charge has not yet been approved, the annual charge is deducted annually, in arrears. Account Value allocated to the Fixed Allocation under the program is not subject to the charge. The charge is deducted to compensate American Skandia for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed; and (b) administration of the program.

GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB)

The Guaranteed Minimum Withdrawal Benefit program described below is only being offered in those jurisdictions where we have received regulatory approval and will be offered subsequently in other jurisdictions when we receive regulatory approval in those jurisdictions. Certain terms and conditions may differ between jurisdictions once approved. Currently, the program can only be elected by new purchasers on the Issue Date of their Annuity. We may offer the program to existing Annuity Owners in the future, subject to our eligibility rules and restrictions. The Guaranteed Minimum Withdrawal Benefit program is not available if you elect the Guaranteed Return Option, Guaranteed Return Option Plus, the
Guaranteed Minimum Income Benefit rider or the Lifetime Five Income Benefit rider.

We offer a program that guarantees your ability to withdraw amounts equal to an initial principal value (called the "Protected Value"), regardless of the impact of market performance on your Account Value, subject to our program rules regarding the timing and amount of withdrawals. The program may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that market performance will not affect your ability to protect your principal.
You are not required to make withdrawals as part of the program -- the

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AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

guarantee is not lost if you withdraw less than the maximum allowable amount of principal each year under the rules of the program. There is an additional charge if you elect the GMWB program; however, the charge may be waived under certain circumstances described below.

KEY FEATURE -- Protected Value

The Protected Value is the total amount that we guarantee will be available to you through withdrawals from your Annuity and/or benefit payments, regardless of the impact of market performance on your Account Value. The Protected Value is reduced with each withdrawal you make until the Protected Value is reduced to zero. When the Protected Value is reduced to zero due to your withdrawals, the
GMWB program terminates. Additionally, the Protected Value is used to determine the maximum annual amount that you can withdraw from your Annuity, called the
Protected Annual Withdrawal Amount, without triggering an adjustment in the
Protected Value on a proportional basis. The Protected Value is referred to as the "Benefit Base" in the rider we issue for this benefit.

The Protected Value is determined as of the date you make your first withdrawal under the Annuity following your election of the GMWB program. The initial
Protected Value is equal to the greater of (A) the Account Value on the date you elect the GMWB program, plus any additional Purchase Payments before the date of your first withdrawal; or (B) the Account Value as of the date of the first withdrawal from your Annuity. The Protected Value may be enhanced by increases in your Account Value due to market performance during the period between your election of the GMWB program and the date of your first withdrawal.

..    If you elect the GMWB program at the time you purchase your Annuity, the
     Account Value will be your initial Purchase Payment.

..    If we offer the GMWB program to existing Annuity Owners, the Account Value on the anniversary of the Issue Date of your Annuity following your election of the GMWB program will be used to determine the initial
     Protected Value.

..    If you make additional Purchase Payments after your first withdrawal, the
     Protected Value will be increased by the amount of the additional Purchase
     Payment. You may elect to step-up your Protected Value if, due to positive market performance, your Account Value is greater than the Protected Value.
     You are eligible to step-up the Protected Value on or after the 5th Annuity anniversary following the first withdrawal under the GMWB program. The
     Protected Value can be stepped up again on or after the 5th Annuity anniversary following the preceding step-up. If you elect to step-up the
     Protected Value, you must do so during the 30-day period prior to your eligibility date. If you elect to step-up the Protected Value under the program, and on the date you elect to step-up, the charges under the GMWB program have changed for new purchasers, your program may be subject to the new charge going forward. Upon election of the step-up, we reset the
     Protected Value to be equal to the then current Account Value. For example, assume your initial Protected Value was $100,000 and you have made cumulative withdrawals of $40,000, reducing the Protected Value to $60,000.
     On the date you are eligible to step-up the Protected Value, your Account
     Value is equal to $75,000. You could elect to step-up the Protected Value to $75,000 on the date you are eligible. Upon election of the step-up, we also reset the Protected Annual Withdrawal Amount (discussed immediately below) to be equal to the greater of (A) the Protected Annual Withdrawal
     Amount immediately prior to the reset; and (B) 7% of the Protected Value immediately after the reset.

KEY FEATURE -- Protected Annual Withdrawal Amount The initial Protected Annual
Withdrawal Amount is equal to 7% of the Protected Value. Under the GMWB program, if your cumulative withdrawals each Annuity Year are less than or equal to the
Protected Annual Withdrawal Amount, your Protected Value will be reduced on a
"dollar-for-dollar" basis (the Protected Value is reduced by the actual amount of the withdrawal, including any CDSC or MVA that may apply). Cumulative withdrawals in any Annuity Year that exceed the Protected Annual Withdrawal
Amount trigger a proportional adjustment to both the Protected Value and the
Protected Annual Withdrawal Amount, as described in the rider for this benefit
(see the examples of this calculation below). The Protected Annual Withdrawal
Amount is referred to as the "Maximum Annual Benefit" in the rider we issue for this benefit.

The GMWB program does not affect your ability to make withdrawals under your
Annuity or limit your ability to request withdrawals that exceed the Protected

                                       59

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AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Annual Withdrawal Amount. You are not required to withdraw all or any portion of the Protected Annual Withdrawal Amount each Annuity Year.

..    If, cumulatively, you withdraw an amount less than the Protected Annual
     Withdrawal Amount in any Annuity Year, you cannot carry-over the unused portion of the Protected Annual Withdrawal Amount to subsequent Annuity
     Years. However, because the Protected Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused
     Protected Annual Withdrawal Amount may extend the period of time until the remaining Protected Value is reduced to zero.

..    Additional Purchase Payments will increase the Protected Annual Withdrawal
     Amount by 7% of the applicable Purchase Payment.

..    If the Protected Annual Withdrawal Amount after an adjustment exceeds the
     Protected Value, the Protected Annual Withdrawal Amount will be set equal to the Protected Value. The following examples of dollar-for-dollar and proportional reductions and the reset of the Maximum Annual Benefit assume that: 1.) the Issue Date and the effective date of the GMWB program are
     October 13, 2004; 2.) an initial Purchase Payment of $250,000; 3.) a
     Protected Value of $250,000; and 4.) a Protected Annual Withdrawal Amount
     of $17,500 (7% of $250,000):

Example 1. Dollar-for-dollar reduction

A $10,000 withdrawal is taken on November 13, 2004 (in the first Annuity Year).
No prior withdrawals have been taken. As the amount withdrawn is less than the
Protected Annual Withdrawal Amount:

..    The Protected Value is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).

..    The remaining Protected Annual Withdrawal Amount for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $17,500 to
     $7,500).

Example 2. Dollar-for-dollar and proportional reductions A second $10,000 withdrawal is taken on December 13, 2004 (still within the first Annuity Year).
The Account Value immediately before the withdrawal is $220,000. As the amount withdrawn exceeds the remaining Protected Annual Withdrawal Amount of $7,500 from Example 1:

..    the Protected Value is first reduced by the remaining Protected Annual
     Withdrawal Amount (from $240,000 to $232,500);

..    The result is then further reduced by the ratio of A to B, where:

..    A is the amount withdrawn less the remaining Protected Annual Withdrawal
     Amount ($10,000 - $7,500, or $2,500).

..    B is the Account Value less the remaining Protected Annual Withdrawal
     Amount ($220,000 - $7,500, or $212,500). The resulting Protected Value is:
     $232,500 x (1 - $2,500 / $212,500), or $229,764.71.

..    the Protected Annual Withdrawal Amount is also reduced by the ratio of A to
     B: The resulting Protected Annual Withdrawal Amount is: $17,500 x (1 -
     $2,500 / $212,500), or $17,294.12.

..    The remaining Protected Annual Withdrawal Amount is set to zero (0) for the balance of the first Annuity Year.

Example 3. Reset of the Maximum Annual Benefit A $10,000 withdrawal is made on
October 13, 2005 (second Annuity Year). The remaining Protected Annual
Withdrawal Amount has been reset to the Protected Annual Withdrawal Amount of
$17,294.12 from Example 2. As the amount withdrawn is less than the remaining
Protected Annual Withdrawal Amount:

..    the Protected Value is reduced by the amount withdrawn (i.e., reduced by
     $10,000, from $229,764.71 to $219,764.71).

..    The remaining Protected Annual Withdrawal Amount for the balance of the second Annuity Year is also reduced by the amount withdrawn (from
     $17,294.12 to $7,294.12).

BENEFITS UNDER THE GMWB PROGRAM

..    In addition to any withdrawals you make under the GMWB program, market performance may reduce your Account Value. If your Account Value is equal to zero, and you have not received all of your Protected Value in the form of withdrawals from your Annuity, we will continue to make payments equal to the remaining Protected Value in the form of fixed, periodic payments until the remainder of the Protected Value is paid, at which time the rider terminates. The fixed, periodic payments will each be equal to the
     Protected Annual Withdrawal Amount, except for the last payment which may be equal to the remaining Protected Value. We will determine the duration for which periodic

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AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

payments will continue by dividing the Protected Value by the Protected Annual
Withdrawal Amount. You will not have the right to make additional Purchase
Payments or receive the remaining Protected Value in a lump sum. You can elect the frequency of payments, subject to our rules then in effect.

..    If the death benefit under the Annuity becomes payable before you have received all of your Protected Value in the form of withdrawals from your
     Annuity, your Beneficiary has the option to elect to receive the remaining
     Protected Value as an alternate death benefit payout in lieu of the amount payable under any other death benefit provided under the Annuity. The remaining Protected Value will be payable in the form of fixed, periodic payments. Your beneficiary can elect the frequency of payments, subject to our rules then in effect. We will determine the duration for which periodic payments will continue by dividing the Protected Value by the Protected
     Annual Withdrawal Amount. The Protected Value is not equal to the Account
     Value for purposes of the Annuity's other death benefit options. The GMWB program does not increase or decrease the amount otherwise payable under the Annuity's other death benefit options. Generally, the GMWB program would be of value to your Beneficiary only when the Protected Value at death exceeds any other amount available as a death benefit.

..    If you elect to begin receiving annuity payments before you have received all of your Protected Value in the form of withdrawals from your Annuity, an additional annuity payment option will be available that makes fixed annuity payments for a certain period, determined by dividing the Protected
     Value by the Protected Annual Withdrawal Amount. If you elect to receive annuity payments calculated in this manner, the assumed interest rate used to calculate such payments will be 0%, which is less than the assumed interest rate on other annuity payment options we offer. This 0% assumed interest rate results in lower annuity payments than what would have been paid if the assumed interest rate was higher than 0%. You can also elect to terminate the GMWB program and begin receiving annuity payments based on your then current Account Value (not the remaining Protected Value) under any of the available annuity payment options.

Other Important Considerations

..    Withdrawals under the GMWB program are subject to all of the terms and conditions of the Annuity, including any CDSC and MVA that may apply.

..    Withdrawals made while the GMWB program is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity.

..    The GMWB program does not directly affect the Annuity's Account Value or
     Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal. If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Value.

..    You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the GMWB program. The GMWB program provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Protected Value in the form of periodic benefit payments.

..    We currently limit the variable investment options in which you may allocate Account Value if you participate in this program. We reserve the right to transfer any Account Value in a prohibited investment option to an eligible investment option. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year. We may also require that you allocate your Account
     Value according to an asset allocation model.

Election of the Program

Currently, the GMWB program can only be elected at the time that you purchase your Annuity. In the future, we may offer existing Annuity Owners the option to elect the GMWB program after the Issue Date of their Annuity, subject to our eligibility rules and restrictions. If you elect the GMWB program after the
Issue Date of your Annuity, the program will be effective as of the next anniversary date. Your Account Value as of such anniversary date will be used to calculate the initial Protected Value and the initial Protected Annual
Withdrawal Amount.

We reserve the right to restrict the maximum amount of Protected Value that may be covered under the GMWB program under this Annuity or any other annuities that you own that are issued by American Skandia or its affiliated companies.

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Termination of the Program

The program terminates automatically when your Protected Value reaches zero based on your withdrawals. You may terminate the program at any time by notifying us. If you terminate the program, any guarantee provided by the benefit will terminate as of the date the termination is effective. The program terminates upon your surrender of the Annuity, upon due proof of death (unless your surviving spouse elects to continue the Annuity and the GMWB program or your Beneficiary elects to receive the amounts payable under the GMWB program in lieu of the death benefit) or upon your election to begin receiving annuity payments.

The charge for the GMWB program will no longer be deducted from your Account
Value upon termination of the program.

Charges under the Program

Currently, we deduct a charge equal to 0.35% of the average daily net assets of the Sub-accounts per year to purchase the GMWB program. The annual charge is deducted daily. Account Value allocated to Fixed Allocations under the program is not subject to the charge.

..    If, during the seven years following the effective date of the program, you do not make any withdrawals, and do not make any additional Purchase
     Payments after a five-year period following the effective date of the program, the program will remain in effect; however, we will waive the annual charge going forward. If you make an additional Purchase Payment following the waiver of the annual charge, we will begin charging for the program. After year seven (7) following the effective date of the program, withdrawals will not cause a charge to be re-imposed.

..    If you elect to step-up the Protected Value under the program, and on the date you elect to step-up, the charges under the program have changed for new purchasers, your program may be subject to the new charge level for the benefit.

Additional Tax Considerations for Qualified Contracts If you purchase an Annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA,
Roth IRA or Tax Sheltered Annuity (or 403(b)), the minimum distribution rules under the Code require that you begin receiving periodic amounts from your
Annuity beginning after age 70 1/2. The amount required under the Code may exceed the Protected Annual Withdrawal Amount, which will cause us to recalculate the Protected Value and the Protected Annual Withdrawal Amount,
resulting in a lower amount payable in future Annuity Years. In addition, the amount and duration of payments under the annuity payment and death benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as minimum distribution requirements.

GUARANTEED MINIMUM INCOME BENEFIT (GMIB)

The Guaranteed Minimum Income Benefit program described below is only being offered in those jurisdictions where we have received regulatory approval, and will be offered subsequently in other jurisdictions when we receive regulatory approval in those jurisdictions. Certain terms and conditions may differ between jurisdictions once approved. Currently, the program can only be elected by new purchasers on the Issue Date of their Annuity. We may offer the program to existing Annuity Owners in the future, subject to our eligibility rules and restrictions. The Guaranteed Minimum Income Benefit program is not available if you elect the Guaranteed Return Option program, Guaranteed Return Option Plus program, the Guaranteed Minimum Withdrawal Benefit rider or the Lifetime Five
Income Benefit rider.

We offer a program that, after a seven-year waiting period, guarantees your ability to begin receiving income from your Annuity in the form of annuity payments based on a guaranteed minimum value (called the "Protected Income
Value") that increases after the waiting period begins, regardless of the impact of market performance on your Account Value. The program may be appropriate for you if you anticipate using your Annuity as a future source of periodic fixed income payments for the remainder of your life and wish to ensure that the basis upon which your income payments will be calculated will achieve at least a minimum amount despite fluctuations in market performance. There is an additional charge if you elect the GMIB program.

KEY FEATURE -- Protected Income Value

The Protected Income Value is the minimum amount that we guarantee will be available (net of any applicable tax charge), after a waiting period of at least seven years, as a basis to begin receiving fixed annuity payments. The Protected
Income Value is initially established on the effective date of the GMIB

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program and is equal to your Account Value on such date. Currently, since the
GMIB program may only be elected at issue, the effective date is the Issue Date of the Annuity. The Protected Income Value is increased daily based on an annual growth rate of 5%, subject to the limitations described below. The Protected
Income Value is referred to as the "Protected Value" in the rider we issue for this benefit. The 5% annual growth rate is referred to as the "Roll-Up
Percentage" in the rider we issue for this benefit.

The Protected Income Value is subject to a limit of 200% (2X) of the sum of the
Protected Income Value established on the effective date of the GMIB program, or the effective date of any step-up value, plus any additional Purchase Payments made after the waiting period begins ("Maximum Protected Income Value"), minus the sum of any reductions in the Protected Income Value due to withdrawals you make from the Annuity after the waiting period begins.

..    Subject to the maximum age/durational limits described immediately below, we will no longer increase the Protected Income Value by the 5% annual growth rate once you reach the Maximum Protected Income Value. However, we will increase the Protected Income Value by the amount of any additional
     Purchase Payments after you reach the Maximum Protected Income Value.
     Further, if you make withdrawals after you reach the Maximum Protected
     Income Value, we will reduce the Protected Income Value and the Maximum
     Protected Income Value by the proportional impact of the withdrawal on your
     Account Value.

..    Subject to the Maximum Protected Income Value, we will no longer increase the Protected Income Value by the 5% annual growth rate after the later of the anniversary date on or immediately following the Annuitant's 80th birthday or the 7th anniversary of the later of the effective date of the
     GMIB program or the effective date of the most recent step-up. However, we will increase the Protected Income Value by the amount of any additional
     Purchase Payments. Further, if you make withdrawals after the Annuitant reaches the maximum age/duration limits, we will reduce the Protected
     Income Value and the Maximum Protected Income Value by the proportional impact of the withdrawal on your Account Value.

..    Subject to the Maximum Protected Income Value, if you make an additional
     Purchase Payment, we will increase the Protected Income Value by the amount of the Purchase Payment and will apply the 5% annual growth rate on the new amount from the date the Purchase Payment is applied.

..    As described below, after the waiting period begins, cumulative withdrawals each Annuity Year that are up to 5% of the Protected Income Value on the prior anniversary of the Annuity will reduce the Protected Income Value by the amount of the withdrawal. Cumulative withdrawals each Annuity Year in excess of 5% of the Protected Income Value on the prior anniversary of the
     Annuity, will reduce the Protected Income Value proportionately. All withdrawals after the Maximum Protected Income Value is reached will reduce the Protected Income Value proportionately. The 5% annual growth rate will be applied to the reduced Protected Income Value from the date of the withdrawal. Stepping-Up the Protected Income Value -- You may elect to
     "step-up" or "reset" your Protected Income Value if your Account Value is greater than the current Protected Income Value. Upon exercise of the step-up provision, your initial Protected Income Value will be reset equal to your current Account Value. From the date that you elect to step-up the
     Protected Income Value, we will apply the 5% annual growth rate to the stepped-up Protected Income Value, as described above. You can exercise the step-up provision twice on any business day while the GMIB program is in effect, and only while the Annuitant is less than age 76.

..    A new seven-year waiting period will be established upon the effective date of your election to step-up the Protected Income Value. You cannot exercise your right to begin receiving annuity payments under the GMIB program until the end of the new waiting period.

..    The Maximum Protected Income Value will be reset as of the effective date of any step-up. The new Maximum Protected Income Value will be equal to
     200% of the sum of the Protected Income Value as of the effective date of the step-up plus any subsequent Purchase Payments, minus the impact of any withdrawals after the date of the step-up.

..    When determining the guaranteed annuity purchase rates for annuity payments under the GMIB program, we will apply such rates based on the number of years since the most recent step-up.

..    If you elect to step-up the Protected Income Value under the program, and on the date you elect to step-up, the

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charges under the GMIB program have changed for new purchasers, your program may be subject to the new charge going forward.

..    A step-up will increase the dollar for dollar limit on the anniversary of the Issue Date of the Annuity following such step-up.

Impact of Withdrawals on the Protected Income Value -- Cumulative withdrawals each Annuity Year up to 5% of the Protected Income Value will reduce the
Protected Income Value on a "dollar-for-dollar" basis (the Protected Income
Value is reduced by the actual amount of the withdrawal). Cumulative withdrawals in any Annuity Year in excess of 5% of the Protected Income Value will reduce the Protected Income Value proportionately (see the examples of this calculation below). The 5% annual withdrawal amount is determined on each anniversary of the
Issue Date (or on the Issue Date for the first Annuity Year) and applies to any withdrawals during the Annuity Year. This means that the amount available for withdrawals each Annuity Year on a "dollar-for-dollar" basis is adjusted on each
Annuity anniversary to reflect changes in the Protected Income Value during the prior Annuity Year.

The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GMIB program are October
13, 2005; 2.) an initial Purchase Payment of $250,000; 3.) an initial Protected
Income Value of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of
$250,000):

Example 1. Dollar-for-dollar reduction

A $10,000 withdrawal is taken on November 13, 2005 (in the first Annuity Year).
No prior withdrawals have been taken. Immediately prior to the withdrawal, the
Protected Income Value is $251,038.10 (the initial value accumulated for 31 days at an annual effective rate of 5%). As the amount withdrawn is less than the dollar-for-dollar limit:

..    The Protected Income Value is reduced by the amount withdrawn (i.e., by
     $10,000, from $251,038.10 to $241,038.10).

..    The remaining dollar-for-dollar limit ("Remaining Limit") for the balance of the first Annuity Year is also reduced by the amount withdrawn (from
     $12,500 to $2,500).

Example 2. Dollar-for-dollar and proportional reductions A second $10,000 withdrawal is taken on December 13, 2005 (still within the first Annuity Year).
Immediately before the withdrawal, the Account Value is $220,000 and the
Protected Income Value is $242,006.64. As the amount withdrawn exceeds the
Remaining Limit of $2,500 from Example 1:

..    The Protected Income Value is first reduced by the Remaining Limit (from
     $242,006.64 to $239,506.64);

..    The result is then further reduced by the ratio of A to B, where:

..    A is the amount withdrawn less the Remaining Limit ($10,000 - $2,500, or
     $7,500).

..    B is the Account Value less the Remaining Limit ($220,000 - $2,500, or
     $217,500). The resulting Protected Income Value is: $239,506.64 x (1 -
     $7,500 / $217,500), or $231,247.79.

..    The Remaining Limit is set to zero (0) for the balance of the first Annuity
     Year.

Example 3. Reset of the Dollar-for-dollar Limit A $10,000 withdrawal is made on the first anniversary of the Issue Date, October 13, 2006 (second Annuity Year).
Prior to the withdrawal, the Protected Income Value is $240,838.37. The
Remaining Limit is reset to 5% of this amount, or $12,041.92. As the amount withdrawn is less than the dollar-for-dollar limit:

..    The Protected Income Value is reduced by the amount withdrawn (i.e., reduced by $10,000, from $240,838.37 to $230,838.37).

..    The Remaining Limit for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $12,041.92 to $2,041.92).

KEY FEATURE -- GMIB Annuity Payments

You can elect to apply the Protected Income Value to one of the available GMIB
Annuity Payment Options on any anniversary date following the initial waiting period, or any subsequent waiting period established upon your election to step-up the Protected Income Value. Once you have completed the waiting period, you will have a 30-day period each year, prior to the Annuity anniversary, during which you may elect to begin receiving annuity payments under one of the available GMIB Annuity Payment Options. You must elect one of the GMIB Annuity
Payment Options by the anniversary of the Annuity's Issue Date on or immediately following the Annuitant's 95th birthday, except for Annuities used as a funding vehicle for an IRA, SEP IRA or 403(b), in which case you must elect one of the
GMIB Annuity Payment Options by the anniversary of the Annuity's Issue Date on or immediately following the Annuitant's 92nd birthday.

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The amount of each GMIB Annuity Payment will be determined based on the age and, where permitted by law, sex of the Annuitant by applying the Protected Income
Value (net of any applicable tax charge that may be due) to the GMIB Annuity
Payment Option you choose. We use special annuity purchase rates to calculate the amount of each payment due under the GMIB Annuity Payment Options. These special rates for the GMIB Annuity Payment Options are calculated using an assumed interest rate factor that provides for lower growth in the value applied to produce annuity payments than if you elected an annuity payment option that is not part of the GMIB program. These special rates also are calculated using other factors such as "age setbacks" (use of an age lower than the Annuitant's actual age) that result in lower payments than would result if you elected an annuity payment option that is not part of the GMIB program. Use of an age setback entails a longer assumed life for the Annuitant which in turn results in lower annuity payments.

On the date that you elect to begin receiving GMIB Annuity Payments, we guarantee that your payments will be calculated based on your Account Value and our then current annuity purchase rates if the payment amount calculated on this basis would be higher than it would be based on the Protected Income Value and the special GMIB annuity purchase rates.

GMIB Annuity Payment Option 1 -- Payments for Life with a Certain Period Under this option, monthly annuity payments will be made until the death of the
Annuitant. If the Annuitant dies before having received 120 monthly annuity payments, the remainder of the 120 monthly annuity payments will be made to the
Beneficiary.

GMIB Annuity Payment Option 2 -- Payments for Joint Lives with a Certain Period
Under this option, monthly annuity payments will be made until the death of both the Annuitant and the Joint Annuitant. If the Annuitant and the Joint Annuitant
die before having received 120 monthly annuity payments, the remainder of the
120 monthly annuity payments will be made to the Beneficiary.

..    If the Annuitant dies first, we will continue to make payments until the later of the death of the Joint Annuitant and the end of the period certain. However, if the Joint Annuitant is still receiving annuity payments following the end of the certain period, we will reduce the amount of each subsequent payment to 50% of the original payment amount.

..    If the Joint Annuitant dies first, we will continue to make payments until the later of the death of the Annuitant and the end of the period certain.
     You cannot withdraw your Account Value or the Protected Income Value under either GMIB Annuity Payment Option once annuity payments have begun. We may make other payout frequencies available, such as quarterly, semi-annually or annually.

Other Important Considerations

..    You should note that GMIB is designed to provide a type of insurance that serves as a safety net only in the event your Account Value declines significantly due to negative investment performance. If your contract value is not significantly affected by negative investment performance, it is unlikely that the purchase of the GMIB will result in your receiving larger annuity payments than if you had not purchased GMIB. This is because the assumptions that we use in computing the GMIB, such as the annuity purchase rates, (which include assumptions as to age-setbacks and assumed interest rates), are more conservative than the assumptions that we use in computing annuity payout options outside of GMIB. Therefore, you may generate higher income payments if you were to annuitize a lower Account
     Value at the current annuity purchase rates, than if you were to annuitize under the GMIB with a higher Protected Value than your Account Value but, at the annuity purchase rates guaranteed under the GMIB. The GMIB program does not directly affect the Annuity's Account Value, Surrender Value or the amount payable under either the basic death benefit provision of the
     Annuity or any optional death benefit provision. If you surrender your
     Annuity, you will receive the current Surrender Value, not the Protected
     Income Value. The Protected Income Value is only applicable if you elect to begin receiving annuity payments under one of the GMIB annuity options after the waiting period.

..    The Annuity offers other annuity payment options that you can elect which do not impose an additional charge, but which do not offer to guarantee a minimum value on which to make annuity payments.

..    Where allowed by law, we reserve the right to limit subsequent purchase payments if we determine, at our sole discretion, that based on the timing of your Purchase Payments and withdrawals, your Protected Income Value is increasing in ways we did not intend. In determining

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whether to limit Purchase Payments, we will look at Purchase Payments which are disproportionately larger than your initial Purchase Payment and other actions that may artificially increase the Protected Income Value.

..    We currently limit the variable investment options in which you may allocate Account Value if you participate in this program. We reserve the right to transfer any Account Value in a prohibited investment option to an eligible investment option. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year. We may also require that you allocate your Account
     Value according to an asset allocation model.

..    If you change the Annuitant after the effective date of the GMIB program, the period of time during which we will apply the 5% annual growth rate may be changed based on the age of the new Annuitant. If the new Annuitant would not be eligible to elect the GMIB program based on his or her age at the time of the change, then the GMIB program will terminate.

..    Annuity payments made under the GMIB program are subject to the same tax treatment as any other annuity payment.

..    At the time you elect to begin receiving annuity payments under the GMIB program or under any other annuity payment option we make available, the protection provided by the Annuity's basic death benefit or any optional death benefit provision you elected will no longer apply.

Election of the Program

Currently, the GMIB program can only be elected at the time that you purchase your Annuity. The Annuitant must be age 75 or less as of the effective date of the GMIB program. In the future, we may offer existing Annuity Owners the option to elect the GMIB program after the Issue Date of their Annuity, subject to our eligibility rules and restrictions. If you elect the GMIB program after the
Issue Date of your Annuity, the program will be effective as of the date of election. Your Account Value as of that date will be used to calculate the
Protected Income Value as of the effective date of the program.

Termination of the Program

The GMIB program cannot be terminated by the Owner once elected. The GMIB program automatically terminates as of the date the Annuity is fully surrendered, on the date the death benefit is payable to your Beneficiary
(unless your surviving spouse elects to continue the Annuity), or on the date that your Account Value is transferred to begin making annuity payments. The
GMIB program may also be terminated if you designate a new Annuitant who would not be eligible to elect the GMIB program based on his or her age at the time of the change. Upon termination of the GMIB program we will deduct the charge from your Account Value for the portion of the Annuity Year since the prior anniversary of the Annuity's Issue Date (or the Issue Date if in the first
Annuity Year).

Charges under the Program

Currently, we deduct a charge equal to 0.50% per year of the average Protected
Income Value for the period the charge applies. Because the charge is calculated based on the average Protected Income Value, it does not increase or decrease based on changes to the Annuity's Account Value due to market performance. The dollar amount you pay each year will increase in any year the Protected Income
Value increases, and it will decrease in any year the Protected Income Value decreases due to withdrawal, irrespective of whether your Account Value increases or decreases.

The charge is deducted annually in arrears each Annuity Year on the anniversary of the Issue Date of the Annuity. We deduct the amount of the charge pro-rata from the Account Value allocated to the variable investment options and the
Fixed Allocations. No MVA will apply to Account Value deducted from a Fixed
Allocation. If you surrender your Annuity, begin receiving annuity payments under the GMIB program or any other annuity payment option we make available during an Annuity Year, or the GMIB program terminates, we will deduct the charge for the portion of the Annuity Year since the prior anniversary of the
Annuity's Issue Date (or the Issue Date if in the first Annuity Year).

No charge applies after the Annuity Date.

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LIFETIME FIVE INCOME BENEFIT (LIFETIME FIVE)

The Lifetime Five Income Benefit program described below is only being offered in those jurisdictions where we have received regulatory approval and will be offered subsequently in other jurisdictions when we receive regulatory approval in those jurisdictions. Certain terms and conditions may differ between jurisdictions once approved. Currently, Lifetime Five can be elected only once each Annuity Year, and only where the Annuitant and the Owner are the same person or, if the Annuity Owner is an entity, where there is only one Annuitant.
We reserve the right to limit the election frequency in the future. Before making any such change to the election frequency, we will provide prior notice to Owners who have an effective Lifetime Five Income Benefit. The Annuitant must be at least 45 years old when the program is elected. The Lifetime Five Income
Benefit program is not available if you elect the Guaranteed Return Option,
Guaranteed Return Option Plus, Guaranteed Minimum Withdrawal Benefit or the
Guaranteed Minimum Income Benefit rider. As long as your Lifetime Five Income
Benefit is in effect, you must allocate your Account Value in accordance with an eligible model under our asset allocation programs, which are generally described in the "Are Any Asset Allocation Programs Available?" section above.
For further information on asset allocation programs, please consult with your
Investment Professional or call 1-800-680-8920.

We offer a program that guarantees your ability to withdraw amounts equal to a percentage of an initial principal value (called the "Protected Withdrawal
Value"), regardless of the impact of market performance on your Account Value, subject to our program rules regarding the timing and amount of withdrawals.
There are two options -- one is designed to provide an annual withdrawal amount for life (the "Life Income Benefit") and the other is designed to provide a greater annual withdrawal amount as long as there is Protected Withdrawal Value
(adjusted as described below) (the "Withdrawal Benefit"). If there is no
Protected Withdrawal Value, the withdrawal benefit will be zero. You do not choose between these two options; each option will continue to be available as long as the Annuity has an Account Value and the Lifetime Five is in effect.
Certain benefits under Lifetime Five may remain in effect even if the Account
Value of the Annuity is zero. The program may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that market performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the program -- the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the program.

KEY FEATURE -- Protected Withdrawal Value The Protected Withdrawal Value is
initially used to determine the amount of each initial annual payment under the
Life Income Benefit and the Withdrawal Benefit. The initial Protected Withdrawal
Value is determined as of the date you make your first withdrawal under the
Annuity following your election of Lifetime Five. The initial Protected
Withdrawal Value is equal to the greater of (A) the Account Value on the date you elect Lifetime Five, plus any additional Purchase Payments each growing at
5% per year from the date of your election of the program, or application of the
Purchase Payment to your Annuity, as applicable, until the date of your first withdrawal or the 10th anniversary of the benefit effective date, if earlier (B)
the Account Value as of the date of the first withdrawal from your Annuity, prior to the withdrawal, and (C) the highest Account Value on each Annuity anniversary prior to the first withdrawal or on the first 10 Annuity anniversaries if earlier than the date of your first withdrawal after the benefit effective date. Each value is increased by the amount of any subsequent
Purchase Payments.

..    If you elect the Lifetime Five program at the time you purchase your
     Annuity, the Account Value will be your initial Purchase Payment.

..    For existing Owners who are electing the Lifetime Five benefit, the Account
     Value on the date of your election of the Lifetime Five program will be used to determine the initial Protected Withdrawal Value.

..    If you make additional Purchase Payments after your first withdrawal, the
     Protected Withdrawal Value will be increased by the amount of each additional Purchase Payment. You may elect to step-up your Protected
     Withdrawal Value if, due to positive market performance, your Account Value is greater than the Protected Withdrawal Value. You are eligible

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to step-up the Protected Withdrawal Value on or after the 5th anniversary of the first withdrawal under the Lifetime Five program. The Protected Withdrawal Value can be stepped up again on or after the 5th anniversary following the preceding step-up. If you elect to step-up the Protected Withdrawal Value under the program, and on the date you elect to step-up, the charges under the Lifetime
Five program have changed for new purchasers, your program may be subject to the new charge going forward.

Upon election of the step-up, we increase the Protected Withdrawal Value to be equal to the then current Account Value. For example, assume your initial
Protected Withdrawal Value was $100,000 and you have made cumulative withdrawals of $40,000, reducing the Protected Withdrawal Value to $60,000. On the date you are eligible to step-up the Protected Withdrawal Value, your Account Value is equal to $75,000. You could elect to step-up the Protected Withdrawal Value to
$75,000 on the date you are eligible. If your current Annual Income Amount and
Annual Withdrawal Amount are less than they would be if we did not reflect the step-up in Protected Withdrawal Value, then we will increase these amounts to reflect the step-up as described below.

The Protected Withdrawal Value is reduced each time a withdrawal is made on a dollar-for-dollar basis up to 7% per Annuity Year of the Protected Withdrawal
Value and on the greater of a dollar-for-dollar basis or a pro rata basis for withdrawals in an Annuity Year in excess of that amount until the Protected
Withdrawal Value is reduced to zero. At that point the Annual Withdrawal Amount will be zero until such time (if any) as the Annuity reflects a Protected
Withdrawal Value (for example, due to a step-up or additional Purchase Payments being made into the Annuity).

KEY FEATURE -- Annual Income Amount under the Life Income Benefit The initial
Annual Income Amount is equal to 5% of the initial Protected Withdrawal Value.
Under the Lifetime Five program, if your cumulative withdrawals in an Annuity
Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years. If your cumulative withdrawals are in excess of the Annual Income Amount ("Excess Income"), your
Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. A withdrawal can be considered Excess Income under the Life Income Benefit even though it does not exceed the Annual
Withdrawal Amount under the Withdrawal Benefit. When you elect a step-up, your
Annual Income Amount increases to equal 5% of your Account Value after the step-up if such amount is greater than your Annual Income Amount. Your Annual
Income Amount also increases if you make additional Purchase Payments. The amount of the increase is equal to 5% of any additional Purchase Payments. Any increase will be added to your Annual Income Amount beginning on the day that the step-up is effective or the Purchase Payment is made. A determination of whether you have exceeded your Annual Income Amount is made at the time of each withdrawal; therefore a subsequent increase in the Annual Income Amount will not offset the effect of a withdrawal that exceeded the Annual Income Amount at the time the withdrawal was made.

KEY FEATURE -- Annual Withdrawal Amount under the Withdrawal Benefit The initial
Annual Withdrawal Amount is equal to 7% of the initial Protected Withdrawal
Value. Under the Lifetime Five program, if your cumulative withdrawals each
Annuity Year are less than or equal to the Annual Withdrawal Amount, your
Protected Withdrawal Value will be reduced on a dollar-for-dollar basis. If your cumulative withdrawals are in excess of the Annual Withdrawal Amount ("Excess
Withdrawal"), your Annual Withdrawal Amount will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess
Withdrawal to the Account Value immediately prior to such withdrawal (see the examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. When you elect a step-up, your
Annual Withdrawal Amount increases to equal 7% of your Account Value after the step-up if such amount is greater than your Annual Withdrawal Amount. Your
Annual Withdrawal Amount also increases if you make additional Purchase
Payments. The amount of the increase is equal to 7% of any additional Purchase
Payments. A determination of whether you have exceeded your Annual Withdrawal
Amount is made at the time of each withdrawal; therefore, a subsequent increase

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AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

in the Annual Withdrawal Amount will not offset the effect of a withdrawal that exceeded the Annual Withdrawal Amount at the time the withdrawal was made.

The Lifetime Five program does not affect your ability to make withdrawals under your Annuity or limit your ability to request withdrawals that exceed the Annual
Income Amount and the Annual Withdrawal Amount. You are not required to withdraw all or any portion of the Annual Withdrawal Amount or Annual Income Amount in
each Annuity Year.

..    If, cumulatively, you withdraw an amount less than the Annual Withdrawal
     Amount under the Withdrawal Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Withdrawal Amount to subsequent
     Annuity Years. However, because the Protected Withdrawal Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Annual Withdrawal Amount may extend the period of time until the remaining Protected Withdrawal Value is reduced to zero.

..    If, cumulatively, you withdraw an amount less than the Annual Income Amount under the Life Income Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.
     However, because the Protected Withdrawal Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused
     Annual Income Amount may extend the period of time until the remaining
     Protected Withdrawal Value is reduced to zero. The following examples of dollar-for-dollar and proportional reductions and the step-up of the
     Protected Withdrawal Value, Annual Withdrawal Amount and Annual Income
     Amount assume: 1.) the Issue Date and the Effective Date of the Lifetime
     Five program are February 1, 2005; 2.) an initial Purchase Payment of
     $250,000; 3.) the Account Value on February 1, 2006 is equal to $265,000;
     4.) the first withdrawal occurs on March 1, 2006 when the Account Value is equal to $263,000; and 5.) the Account Value on March 1, 2011 is equal to
     $240,000. The initial Protected Withdrawal Value is calculated as the greatest of (a), (b) and (c):

(a) Purchase payment accumulated at 5% per year from February 1, 2005
(393/365) until March 1, 2006 (393 days) = $250,000 x 1.05 = $263,484.33

(b) Account Value on March 1, 2006 (the date of the first withdrawal) = $263,000

(c) Account Value on February 1, 2006 (the first Annuity Anniversary) = $265,000

Therefore, the initial Protected Withdrawal Value is equal to $265,000. The
Annual Withdrawal Amount is equal to $18,550 under the Withdrawal Benefit (7% of
$265,000). The Annual Income Amount is equal to $13,250 under the Life Income
Benefit (5% of $265,000).

Example 1. Dollar-for-dollar reduction

If $10,000 was withdrawn (less than both the Annual Income Amount and the Annual
Withdrawal Amount) on March 1, 2006, then the following values would result:

..    Remaining Annual Withdrawal Amount for current Annuity Year = $18,550 -
     $10,000 = $8,550 Annual Withdrawal Amount for future Annuity Years remains at $18,550

..    Remaining Annual Income Amount for current Annuity Year = $13,250 - $10,000
     = $3,250 Annual Income Amount for future Annuity Years remains at $13,250

..    Protected Withdrawal Value is reduced by $10,000 from $265,000 to $255,000

Example 2. Dollar-for-dollar and proportional reductions

(a) If $15,000 was withdrawn (more than the Annual Income Amount but less than the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:

..    Remaining Annual Withdrawal Amount for current Annuity Year = $18,550 -
     $15,000 = $3,550 Annual Withdrawal Amount for future Annuity Years remains at $18,550

..    Remaining Annual Income Amount for current Annuity Year = $0 Excess of withdrawal over the Annual Income Amount ($15,000 - $13,250 = $1,750)
     reduces Annual Income Amount for future Annuity Years.

..    Reduction to Annual Income Amount = Excess Income/ Account Value before
     Excess Income x Annual Income Amount = $1,750 / ($263,000 - $13,250) x
     $13,250 = $93 Annual Income Amount for future Annuity Years = $13,250 - $93
     = $13,157

..    Protected Withdrawal Value is reduced by $15,000 from $265,000 to $250,000

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AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

(b) If $25,000 was withdrawn (more than both the Annual Income Amount and the
Annual Withdrawal Amount) on March 1, 2006, then the following values would result:

..    Remaining Annual Withdrawal Amount for current Annuity Year = $0 Excess of withdrawal over the Annual Withdrawal Amount ($25,000 - $18,550 = $6,450)
     reduces Annual Withdrawal Amount for future Annuity Years.

..    Reduction to Annual Withdrawal Amount = Excess Withdrawal/Account Value
     before Excess Withdrawal x Annual Withdrawal Amount = $6,450 / ($263,000 -
     $18,550) x $18,550 = $489 Annual Withdrawal Amount for future Annuity Years
     = $18,550 - $489 = $18,061

..    Remaining Annual Income Amount for current Annuity Year = $0 Excess of withdrawal over the Annual Income Amount ($25,000 - $13,250 = $11,750)
     reduces Annual Income Amount for future Annuity Years.

..    Reduction to Annual Income Amount = Excess Income/ Account Value before
     Excess Income x Annual Income Amount = $11,750 / ($263,000 - $13,250) x
     $13,250 = $623 Annual Income Amount for future Annuity Years = $13,250 -
     $623 = $12,627

..    Protected Withdrawal Value is first reduced by the Annual Withdrawal Amount
     ($18,550) from $265,000 to $246,450. It is further reduced by the greater of a dollar-for-dollar reduction or a proportional reduction.
     Dollar-for-dollar reduction = $25,000 - $18,550 = $6,450

..    Proportional reduction = Excess Withdrawal / Account Value before Excess
     Withdrawal x Protected Withdrawal Value = $6,450 / ($263,000 - $18,550) x
     $246,450 = $6,503 Protected Withdrawal Value = $246,450 - max {$6,450,
     $6,503} = $239,947

Example 3. Step-up of the Protected Withdrawal Value If the Annual Income Amount
($13,250) is withdrawn each year starting on March 1, 2006 for a period of 5 years, the Protected Withdrawal Value on March 1, 2011 would be reduced to
$198,750 {$265,000 - ($13,250 x 5)}. If a step-up is elected on March 1, 2011, then the following values would result:

..    Protected Withdrawal Value = Account Value on March 1, 2011 = $240,000

..    Annual Income Amount is equal to the greater of the current Annual Income
     Amount or 5% of the stepped up Protected Withdrawal Value. Current Annual
     Income Amount is $13,250. 5% of the stepped-up Protected Withdrawal Value is 5% of $240,000, which is $12,000. Therefore, the Annual Income Amount remains $13,250.

..    Annual Withdrawal Amount is equal to the greater of the current Annual
     Withdrawal Amount or 7% of the stepped up Protected Withdrawal Value.
     Current Annual Withdrawal Amount is $18,550. 7% of the stepped-up Protected
     Withdrawal Value is 7% of $240,000, which is $16,800. Therefore, the Annual
     Withdrawal Amount remains $18,550.

BENEFITS UNDER THE LIFETIME FIVE PROGRAM

..    If your Account Value is equal to zero, and the cumulative withdrawals in the current Annuity Year are greater than the Annual Withdrawal Amount, the
     Lifetime Five program will terminate. To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount and amounts are still payable under both the Life Income Benefit and the Withdrawal Benefit, you will be given the choice of receiving the payments under the Life Income Benefit or under the Withdrawal Benefit. Once you make this election we will make an additional payment for that Annuity Year equal to either the remaining
     Annual Income Amount or Annual Withdrawal Amount for the Annuity Year, if
     any, depending on the option you choose. In subsequent Annuity Years we make payments that equal either the Annual Income Amount or the Annual
     Withdrawal Amount as described in this Prospectus. You will not be able to change the option after your election and no further Purchase Payments will be accepted under your Annuity. If you do not make an election, we will pay you annually under the Life Income Benefit. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount but less than or equal to the
     Annual Withdrawal Amount and amounts are still payable under the Withdrawal
     Benefit, you will receive the payments under the Withdrawal Benefit. In the year of a withdrawal that reduced your Account Value to zero, we will make an additional payment to equal any remaining Annual Withdrawal Amount and make payments equal to the Annual Withdrawal Amount in each subsequent year
     (until the Protected Withdrawal Value is depleted). Once your Account Value equals zero no further Purchase Payments will be accepted under your
     Annuity.

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AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

..    If annuity payments are to begin under the terms of your Annuity or if you decide to begin receiving annuity payments and there is any Annual Income
     Amount due in subsequent Annuity Years or any remaining Protected
     Withdrawal Value, you can elect one of the following three options:

(1) apply your Account Value to any annuity option available; or

(2) request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We make such annuity payments until the Annuitant's death; or

(3) request that, as of the date annuity payments are to begin, we pay out any remaining Protected Withdrawal Value as annuity payments. Each year such annuity payments will equal the Annual Withdrawal Amount or the remaining Protected
Withdrawal Value if less. We make such annuity payments until the earlier of the
Annuitant's death or the date the Protected Withdrawal Value is depleted. We must receive your request in a form acceptable to us at our office.

..    In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a single life fixed annuity with five payments certain using the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

(1) the present value of future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

(2) the Account Value.

..    If no withdrawal was ever taken, we will determine a Protected Withdrawal
     Value and calculate an Annual Income Amount and an Annual Withdrawal Amount
     as if you made your first withdrawal on the date the annuity payments are to begin.

Other Important Considerations

..    Withdrawals under the Lifetime Five program are subject to all of the terms and conditions of the Annuity, including any CDSC.

..    Withdrawals made while the Lifetime Five program is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Lifetime Five program does not directly affect the
     Annuity's Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Withdrawal Value.

..    You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Lifetime Five program. The
     Lifetime Five program provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your
     Protected Withdrawal Value or Annual Income Amount in the form of periodic benefit payments.

..    You must allocate your Account Value in accordance with an eligible model under an available asset allocation program or in accordance with other options that we may permit in order to elect and maintain the Lifetime Five program. Our asset allocation programs are described generally in the "Are
     Any Asset Allocation Programs Available?" section above. For further information on asset allocation programs, please consult with your
     Investment Professional or call 1-800-680-8920.

Election of the Program

The Lifetime Five program can be elected at the time that you purchase your
Annuity. We also offer existing Owners the option to elect the Lifetime Five program after the Issue Date of their Annuity, subject to our eligibility rules and restrictions. Your Account Value as the date of election will be used as a basis to calculate the initial Protected Withdrawal Value, the initial Protected
Annual Withdrawal Amount, and the Annual Income Amount.

Termination of the Program

The program terminates automatically when your Protected Withdrawal Value and
Annual Income Amount equals zero. You may terminate the program at any time by notifying us. If you terminate the program, any guarantee provided by the benefit will terminate as of the date the termination is effective. The program terminates upon your surrender of the Annuity, upon the death of the Annuitant
(but your surviving spouse may elect a new Lifetime Five if your spouse elects the spousal continuance option and your spouse would then be eligible to elect the benefit if he or she was a new purchaser), upon a change in ownership of the
Annuity that changes the tax identification number of the Owner, upon change in the Annuitant or upon your election to begin receiving annuity payments.

The charge for the Lifetime Five program will no longer be deducted from your
Account Value upon termination of the program.

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AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Additional Tax Considerations for Qualified Contracts If you purchase an Annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, or Tax Sheltered Annuity (or 403(b)), the minimum distribution rules under the
Code require that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2. The amount required under the Code may exceed the
Annual Withdrawal Amount and the Annual Income Amount, which will cause us to increase the Annual Income Amount and the Annual Withdrawal Amount in any
Annuity Year that required minimum distributions due from your Annuity are greater than such amounts. Any such payments will reduce your Protected
Withdrawal Value. In addition, the amount and duration of payments under the annuity payment and death benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as minimum distribution requirements.

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AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

WHAT TRIGGERS THE PAYMENT OF A DEATH BENEFIT?

The Annuity provides a Death Benefit during its accumulation period. If the
Annuity is owned by one or more natural persons, the Death Benefit is payable upon the first death of an Owner. If the Annuity is owned by an entity, the
Death Benefit is payable upon the Annuitant's death, if there is no Contingent
Annuitant. If a Contingent Annuitant was designated before the Annuitant's death and the Annuitant dies, then the Contingent Annuitant becomes the Annuitant and a Death Benefit will not be paid at that time. The person upon whose death the
Death Benefit is paid is referred to below as the "decedent."

BASIC DEATH BENEFIT

The Annuity provides a basic Death Benefit at no additional charge. The
Insurance Charge we deduct daily from your Account Value allocated to the
Sub-accounts is used, in part, to pay us for the risk we assume in providing the basic Death Benefit guarantee under the Annuity. The Annuity also offers three different optional Death Benefits that can be purchased for an additional charge. The additional charge is deducted to compensate American Skandia for providing increased insurance protection under the optional Death Benefits.
Notwithstanding the additional protection provided under the optional Death
Benefits, the additional cost has the impact of reducing the net performance of the investment options.

The basic Death Benefit is the greater of:

..    The sum of all Purchase Payments less the sum of all proportional withdrawals.

..    The sum of your Account Value in the variable investment options and your
     Interim Value in the Fixed Allocations. "Proportional withdrawals" are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. For example, a withdrawal of
     50% of Account Value would be considered as a 50% reduction in Purchase
     Payments for purposes of calculating the basic Death Benefit.

OPTIONAL DEATH BENEFITS

Three optional Death Benefits are offered for purchase with your Annuity to provide an enhanced level of protection for your beneficiaries.

Currently, these benefits are only offered in those jurisdictions where we have received regulatory approval and must be elected at the time that you purchase your Annuity. We may, at a later date, allow existing Annuity Owners to purchase an optional Death Benefit subject to our rules and any changes or restrictions in the benefits. Certain terms and conditions may differ between jurisdictions once approved and if you purchase your Annuity as part of an exchange, replacement or transfer, in whole or in part, from any other Annuity we issue.
The "Combination 5% Roll-up and Highest Anniversary Value" Death Benefit may
only be elected individually, and cannot be elected in combination with any other optional death benefit.

Enhanced Beneficiary Protection Optional Death Benefit The Enhanced Beneficiary
Protection Optional Death Benefit can provide additional amounts to your
Beneficiary that may be used to offset federal and state taxes payable on any taxable gains in your Annuity at the time of your death. Whether this benefit is appropriate for you may depend on your particular circumstances, including other financial resources that may be available to your Beneficiary to pay taxes on your Annuity should you die during the accumulation period. No benefit is payable if death occurs on or after the Annuity Date.

The Enhanced Beneficiary Protection Optional Death Benefit provides a benefit that is payable in addition to the basic Death Benefit. If the Annuity has one
Owner, the Owner must be age 75 or less at the time the benefit is purchased. If the Annuity has joint Owners, the oldest Owner must be age 75 or less. If the
Annuity is owned by an entity, the Annuitant must be age 75 or less.

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AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

CALCULATION OF ENHANCED BENEFICIARY PROTECTION

Optional Death Benefit

If you purchase the Enhanced Beneficiary Protection Optional Death Benefit, the
Death Benefit is calculated as follows:

1. the basic Death Benefit described above; PLUS

2. 40% of your "Growth" under the Annuity, as defined below. "Growth" means the sum of your Account Value in the variable investment options and your Interim
Value in the Fixed Allocations, minus the total of all Purchase Payments reduced by the sum of all proportional withdrawals. "Proportional withdrawals" are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn.

The Enhanced Beneficiary Protection Optional Death Benefit is subject to a maximum of 100% of all Purchase Payments applied to the Annuity at least 12 months prior to the death of the decedent that triggers the payment of the Death
Benefit.

The Enhanced Beneficiary Protection Optional Death Benefit is being offered in those jurisdictions where we have received regulatory approval. Certain terms and conditions may differ between jurisdictions once approved. Please refer to the section entitled "Tax Considerations" for a discussion of special tax considerations for purchasers of this benefit. The Enhanced Beneficiary
Protection Death Benefit is not available if you elect the "Combination 5%
Roll-up and Highest Anniversary Value" Death Benefit.

See Appendix B for examples of how the Enhanced Beneficiary Protection Optional
Death Benefit is calculated.

Highest Anniversary Value Death Benefit ("HAV") If the Annuity has one Owner,
the Owner must be age 79 or less at the time the Highest Anniversary Value
Optional Death Benefit is purchased. If the Annuity has joint Owners, the oldest
Owner must be age 79 or less. If the Annuity is owned by an entity, the
Annuitant must be age 79 or less.

Certain of the Portfolios offered as Sub-accounts under the Annuity are not available if you elect the Highest Anniversary Value Death Benefit. In addition, we reserve the right to require you to use certain asset allocation model(s) if you elect this death benefit.

Calculation of Highest Anniversary Value Death Benefit The HAV Death Benefit
depends on whether death occurs before or after the Death Benefit Target Date.

If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greater of:

1. the basic Death Benefit described above; and

2. the Highest Anniversary Value as of the Owner's date of death. If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:

1. the basic Death Benefit described above; and

2. the Highest Anniversary Value on the Death Benefit Target Date plus the sum of all Purchase Payments less the sum of all proportional withdrawals since the
Death Benefit Target Date. The amount determined by this calculation is increased by any Purchase Payments received after the Owner's date of death and decreased by any proportional withdrawals since such date.

The Highest Anniversary Value Death Benefit described above is currently being offered in those jurisdictions where we have received regulatory approval.
Certain terms and conditions may differ between jurisdictions once approved. The
Highest Anniversary Value Death Benefit is not available if you elect the
"Combination 5% Roll-up and Highest Anniversary Value" or the "Highest Daily
Value" Death Benefit.

Please refer to the definition of Death Benefit Target Date below. This death benefit may not be an appropriate feature where the Owner's age is near the age specified in the Death Benefit Target Date. This is because the benefit may not have the same potential for growth as it otherwise would, since there will be fewer contract anniversaries before the death benefit target date is reached.
The death benefit target date under this death benefit is earlier than the death benefit target date under the Combination 5% Roll-up and Highest Anniversary
Value Death Benefit for Owners who are age 76 or older when the Annuity is issued, which may result in a lower value on the death benefit, since there will be fewer contract anniversaries before the death benefit target date is reached.

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AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

See Appendix B for examples of how the Highest Anniver-sary Value Death Benefit is calculated.

Combination 5% Roll-up and Highest Anniversary Value Death Benefit If the
Annuity has one Owner, the Owner must be age 79 or less at the time the
Combination 5% Roll-up and HAV Optional Death Benefit is purchased. If the
Annuity has joint Owners, the oldest Owner must be age 79 or less. If the
Annuity is owned by an entity, the Annuitant must be age 79 or less.

Certain of the Portfolios offered as Sub-accounts under the Annuity are not available if you elect the Combination 5% Roll-up and HAV Death Benefit. In addition, we reserve the right to require you to use certain asset allocation model(s) if you elect this death benefit.

Calculation of the Combination 5% Roll-up and Highest Anniversary Value Death
Benefit

The Combination 5% Roll-up and HAV Death Benefit equals the greatest of:

1. the basic Death Benefit described above; and

2. the Highest Anniversary Value death benefit described above, and

3. 5% Roll-up described below. The calculation of the 5% Roll-up depends on whether death occurs before or after the Death Benefit Target Date. If the Owner dies before the Death Benefit Target Date the 5% Roll up is equal to:

..    all Purchase Payments increasing at an annual effective interest rate of 5%
     starting on the date that each Purchase Payment is made and ending on the
     Owner's date of death; MINUS

..    the sum of all withdrawals, dollar for dollar up to 5% of the death benefit's value as of the prior contract anniversary (or issue date if the withdrawal is in the first contract year). Any withdrawals in excess of the
     5% dollar for dollar limit are proportional. If the Owner dies on or after the Death Benefit Target Date the 5% Roll-up is equal to:

..    the 5% Roll-up value as of the Death Benefit Target Date increased by total
     Purchase Payments made after the Death Benefit Target Date; MINUS

..    the sum of all withdrawals which reduce the 5% Roll-up proportionally.

Please refer to the definitions of Death Benefit Target Date below. This death benefit may not be an appropriate feature where the Owner's age is near the age specified in the Death Benefit Target Date. This is because the benefit may not have the same potential for growth as it otherwise would, since there will be fewer Annuity anniversaries before the Death Benefit Target Date is reached.

The "Combination 5% Roll-up and Highest Anniversary Value" Death Benefit
described above is currently being offered in those jurisdictions where we have received regulatory approval. Certain terms and conditions may differ between jurisdictions once approved. The "Combination 5% Roll-up and Highest Anniversary
Value" Death Benefit is not available if you elect any other optional death benefit.

See Appendix B for examples of how the Combination 5% Roll-up and Highest
Anniversary Value Death Benefit is calculated.

Key Terms Used with the Highest Anniversary Value Death Benefit and the
Combination 5% Roll-up and Highest Anniversary Value Death Benefit:

..    The Death Benefit Target Date for the Highest Anniversary Value Death
     Benefit is the contract anniversary on or after the 80th birthday of the current Owner, the oldest of either joint Owner or the Annuitant, if entity owned.

..    The Death Benefit Target Date for the Combination 5% Roll-up and HAV Death
     Benefit is the later of the contract anniversary on or after the 80th birthday of the current Owner, the oldest of either joint Owner or the
     Annuitant, if entity owned, or five years after the Issue Date of the
     Annuity.

..    The Highest Anniversary Value equals the highest of all previous
     "Anniversary Values" less proportional withdrawals since such anniversary and plus any Purchase Payments since such anniversary.

..    The Anniversary Value is the Account Value as of each anniversary of the
     Issue Date of the Annuity. The Anniversary Value on the Issue Date is equal to your Purchase Payment.

..    Proportional withdrawals are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn.
     Proportional withdrawals result in a reduction to the Highest Anniversary
     Value or 5% Roll-up value by reducing such value in the same proportion as the Account Value was reduced by the

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AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

withdrawal as of the date the withdrawal occurred. For example, if your Highest
Anniversary Value or 5% Roll-up value is $125,000 and you subsequently withdraw
$10,000 at a time when your Account Value is equal to $100,000 (a 10%
reduction), when calculating the optional Death Benefit we will reduce your
Highest Anniversary Value ($125,000) by 10% or $12,500.

Highest Daily Value Death Benefit ("HDV")

If the Annuity has one Owner, the Owner must be age 79 or less at the time the
Highest Daily Value Death Benefit is elected. If the Annuity has joint Owners, the older Owner must be age 79 or less. If there are Joint Owners, death of the
Owner refers to the first to die of the Joint Owners. If the Annuity is owned by an entity, the Annuitant must be age 79 or less and death of the Owner refers to the death of the Annuitant.

If you elect this benefit, you must allocate your Account Value in accordance with an eligible model under an available asset allocation program or in accordance with other options that we may permit. Because this benefit, once elected, may not be terminated, you must keep your Account Value allocated to an eligible model throughout the life of the Annuity. You may, however, switch from one eligible model to another eligible model. Our asset allocation programs are generally described in the "Are Any Asset Allocation Programs Available?"
section above. For further information on asset allocation programs, please consult with your Investment Professional or call 1-800-680-8920.

The HDV Death Benefit depends on whether death occurs before or after the Death
Benefit Target Date.

If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greater of:

1. the basic Death Benefit described above; and

2. the HDV as of the Owner's date of death.

If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:

1. the basic Death Benefit described above; and

2. the HDV on the Death Benefit Target Date plus the sum of all Purchase
Payments less the sum of all proportional withdrawals since the Death Benefit
Target Date.

The amount determined by this calculation is increased by any Purchase Payments received after the Owner's date of death and decreased by any proportional withdrawals since such date.

The Highest Daily Value Death Benefit described above is currently being offered in those jurisdictions where we have received regulatory approval. Certain terms and conditions may differ between jurisdictions once approved. The Highest Daily
Value Death Benefit is not available if you elect the Guaranteed Return Option,
Guaranteed Return Option Plus, the "Combination 5% Roll-up and Highest
Anniversary Value" Death Benefit, or the Highest Anniversary Value Death
Benefit.

Key Terms Used with the Highest Daily Value Death Benefit:

..    The Death Benefit Target Date for the Highest Daily Value Death Benefit is
     the later of the Annuity anniversary on or after the 80th birthday of the current Owner, or the older of either the joint Owner or the Annuitant, if entity owned, or five years after the Issue Date of the Annuity.

..    The Highest Daily Value equals the highest of all previous "Daily Values"
     less proportional withdrawals since such date and plus any Purchase
     Payments since such date.

..    The Daily Value is the Account Value as of the end of each Valuation Day.
     The Daily Value on the Issue Date is equal to your Purchase Payment.

..    Proportional withdrawals are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn.
     Proportional withdrawals result in a reduction to the Highest Daily Value by reducing such value in the same proportion as the Account Value was reduced by the withdrawal as of the date the withdrawal occurred. For example, if your Highest Daily Value is $125,000 and you subsequently withdraw $10,000 at a time when your Account Value is equal to $100,000 (a
     10% reduction), when calculating the optional Death Benefit we will reduce your Highest Daily Value ($125,000) by 10% or $12,500. Please see Appendix
     B to this prospectus for a hypothetical example of how the HDV Death
     Benefit is calculated.

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AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Annuities with Joint Owners

For Annuities with Joint Owners, the Death Benefits are calculated as shown above except that the age of the oldest of the Joint Owners is used to determine the Death Benefit Target Date. NOTE: If you and your spouse own the Annuity jointly, we will pay the Death Benefit to the Beneficiary. If the sole primary
Beneficiary is the surviving spouse, then the surviving spouse can elect to assume ownership of the Annuity and continue the Annuity instead of receiving the Death Benefit.

Annuities owned by entities

For Annuities owned by an entity, the Death Benefits are calculated as shown above except that the age of the Annuitant is used to determine the Death
Benefit Target Date. Payment of the Death Benefit is based on the death of the
Annuitant (or Contingent Annuitant, if applicable).

Can I terminate the optional Death Benefits? Do the optional Death Benefits terminate under other circumstances?

You can terminate the Enhanced Beneficiary Protection Death Benefit and the
Highest Anniversary Value Death Benefit at any time. The "Combination 5% Roll-up and HAV Death Benefit" and the HDV Death Benefit may not be terminated once elected. The optional Death Benefits will terminate automatically on the Annuity
Date. We may also terminate any optional Death Benefit if necessary to comply with our interpretation of the Code and applicable regulations.

What are the charges for the optional Death Benefits? We deduct a charge equal to 0.25% per year of the average daily net assets of the Sub-accounts for each of the Highest Anniversary Value Death Benefit and the Enhanced Beneficiary
Protection Death Benefit and 0.50% per year of the average daily net assets of the Sub-accounts for the "Combination 5% Roll-up and HAV Death Benefit" and the
HDV Death Benefit. We deduct the charge for each of these benefits to compensate
American Skandia for providing increased insurance protection under the optional
Death Benefits.

Please refer to the section entitled "Tax Considerations" for additional considerations in relation to the optional Death Benefit.

AMERICAN SKANDIA'S ANNUITY REWARDS
 What is the Annuity Rewards benefit?

The Annuity Rewards benefit offers Owners the ability to capture any market gains since the Issue Date of their Annuity as an enhancement to their current
Death Benefit so their Beneficiaries will not receive less than the Annuity's value as of the effective date of the benefit. Under the Annuity Rewards benefit, American Skandia guarantees that the Death Benefit will not be less than:

..    your Account Value in the variable investment options plus the Interim
     Value in any Fixed Allocations as of the effective date of the benefit

..    MINUS any proportional withdrawals* following the effective date of the benefit

..    PLUS any additional Purchase Payments applied to the Annuity following the effective date of the benefit. The Annuity Rewards Death Benefit enhancement does not affect the calculation of the basic Death Benefit or any Optional Death Benefits available under the Annuity to the extent such benefit provides for a change in the method of calculation based on the age of the decedent as of the date of death. If the Death Benefit amount payable under your Annuity's basic Death Benefit or any Optional Death
     Benefits you purchase is greater than the enhanced Death Benefit under the
     Annuity Rewards benefit on the date the Death Benefit is calculated, your
     Beneficiary will receive the higher amount.

Who is eligible for the Annuity Rewards benefit? Owners can elect the Annuity
Rewards Death Benefit enhancement following the eighth (8th) anniversary of the
Annuity's Issue Date. However, the Account Value on the date that the Annuity
Rewards Benefit is effective must be greater than the amount that would be payable to their Beneficiary under the Death Benefit (including any amounts payable under any Optional Death Benefit then in effect). The effective date must occur before annuity payments begin. There can only be one effective date for the Annuity Rewards Death Benefit enhancement. There is no additional charge for electing the Annuity Rewards Death Benefit enhancement.

*    "Proportional withdrawals" are determined by calculating the percentage of the Account Value that each withdrawal represented when withdrawn. For example, a withdrawal of 50% of your Account Value would be treated as a
     50% reduction in the amount payable under the Death Benefit.

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AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

PAYMENT OF DEATH BENEFITS
 Payment of Death Benefit to Beneficiary

Except in the case of a spousal assumption as described below, in the event of your death, the death benefit must be distributed:

..    as a lump sum amount at any time within five (5) years of the date of death; or

..    as a series of annuity payments not extending beyond the life expectancy of the Beneficiary or over the life of the Beneficiary. Payments under this option must begin within one year of the date of death. Unless you have made an election prior to death benefit proceeds becoming due, a
     Beneficiary can elect to receive the Death Benefit proceeds as a series of fixed annuity payments (annuity payment options 1-4) or as a series of variable annuity payments (annuity payment options 1-3 or 5 and 6). See the section entitled "What Types of Annuity Options are Available."

Spousal Beneficiary -- Assumption of Annuity You may name your spouse as your
Beneficiary. If you and your spouse own the Annuity jointly, we assume that the sole primary Beneficiary will be the surviving spouse unless you elect an alternative Beneficiary designation. Unless you elect an alternative Beneficiary designation, the spouse Beneficiary may elect to assume ownership of the Annuity instead of taking the Death Benefit payment. Any Death Benefit (including any optional Death Benefits) that would have been payable to the Beneficiary will become the new Account Value as of the date we receive due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the surviving spouse, the new Account Value will be considered as the initial Purchase Payment. No CDSC will apply to the new Account Value. However, any additional Purchase Payments applied after the date the assumption is effective will be subject to all provisions of the Annuity, including any CDSC that may apply to the additional
Purchase Payments.

See the section entitled "Managing Your Annuity -- Spousal Contingent Annuitant"
for a discussion of the treatment of a spousal Contingent Annuitant in the case of the death of the Annuitant in an entity owned Annuity.

Qualified Beneficiary Continuation Option The Code provides for alternative death benefit payment options when an Annuity is used as an IRA, 403(b) or other
"qualified investment" that requires Minimum Distributions. Upon the Owner's death under an IRA, 403(b) or other "qualified investment", a Beneficiary may generally elect to continue the Annuity and receive Minimum Distributions under the Annuity instead of receiving the death benefit in a single payment. The available payment options will depend on whether the Owner died on or before the date he or she was required to begin receiving Minimum Distributions under the
Code and whether the Beneficiary is the surviving spouse.

..    If death occurs before the date Minimum Distributions must begin under the
     Code, the Death Benefit can be paid out in either a lump sum, within five years from the date of death, or over the life or life expectancy of the designated Beneficiary (as long as payments begin by December 31st of the year following the year of death). However, if the spouse is the
     Beneficiary, the Death Benefit can be paid out over the life or life expectancy of the spouse with such payments beginning no earlier than
     December 31st of the year following the year of death or December 31st of the year in which the deceased would have reached age 70 1/2, which ever is later.

..    If death occurs after the date Minimum Distributions must begin under the
     Code, the Death Benefit must be paid out at least as rapidly as under the method then in effect. A Beneficiary has the flexibility to take out more each year than required under the Minimum Distribution rules. Until withdrawn, amounts in an IRA, 403(b) or other "qualified investment"
     continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the Minimum Distribution rules, are subject to tax. You may wish to consult a professional tax advisor for tax advice as to your particular situation. Upon election of this Qualified
     Beneficiary Continuation option:

..    the Annuity contract will be continued in the Owner's name, for the benefit of the Beneficiary.

..    the Beneficiary will be charged at an amount equal to 1.40% daily against the average daily assets allocated to the Sub-accounts.

..    the Account Value will be equal to any Death Benefit (including any optional Death Benefit) that would have been payable to the Beneficiary if they had taken a lump sum distribution.

..    the Beneficiary may request transfers among Sub-accounts, subject to the same limitations and restrictions that applied to the Owner, except that the Sub-accounts offered will be

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AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

those offered under the Qualified Beneficiary Continuation option at the time the option is elected.

..    the Fixed Allocations will be those offered under the Qualified Beneficiary
     Continuation option at the time the option is elected.

..    no additional Purchase Payments can be applied to the Annuity.

..    other optional Benefits will be those offered under the Qualified
     Beneficiary Continuation option at the time of election.

..    the basic Death Benefit and any optional Death Benefits elected by the
     Owner will no longer apply to the Beneficiary.

..    the Beneficiary can request a withdrawal of all or a portion of the Account
     Value at any time without application of a CDSC.

..    upon the death of the Beneficiary, any remaining Account Value will be paid in a lump sum to the person(s) named by the Beneficiary.

..    all amounts in the Annuity must be paid out to the Beneficiary according to the Minimum Distribution rules described above. Your Beneficiary will be provided with a prospectus and settlement option that will describe this option at the time he or she elects this option. Please contact American
     Skandia for additional information on the availability, restrictions and limitations that will apply to a Beneficiary under the Qualified
     Beneficiary Continuation option.

Are there any exceptions to these rules for paying the Death Benefit? Yes, there are exceptions that apply no matter how your Death Benefit is calculated. There are exceptions to the Death Benefit if the decedent was not the Owner or
Annuitant as of the Issue Date and did not become the Owner or Annuitant due to the prior Owner's or Annuitant's death. Any Death Benefit (including any optional Death Benefit) that applies will be suspended for a two-year period from the date he or she first became Owner or Annuitant. After the two-year suspension period is completed, the Death Benefit is the same as if this person had been an Owner or Annuitant on the Issue Date.

When do you determine the Death Benefit? We determine the amount of the Death
Benefit as of the date we receive "due proof of death", any instructions we require to determine the method of payment and any other written representations we require to determine the proper payment of the Death Benefit to all
Beneficiaries. "Due proof of death" may include a certified copy of a death certificate, a certified copy of a decree of a court of competent jurisdiction as to the finding of death or other satisfactory proof of death. Upon our receipt of "due proof of death" we automatically transfer the Death Benefit to the AST Money Market Sub-account until we further determine the universe of eligible Beneficiaries. Once the universe of eligible Beneficiaries has been determined each eligible Beneficiary may allocate his or her eligible share of the Death Benefit to the Sub-accounts according to our rules.

Each Beneficiary must make an election as to the method they wish to receive their portion of the Death Benefit. Absent an election of a Death Benefit payment method, no Death Benefit can be paid to the Beneficiary. We may require written acknowledgment of all named Beneficiaries before we can pay the Death
Benefit. During the period from the date of death until we receive all required paper work, the amount of the Death Benefit may be subject to market fluctuations.

                                       79

VALUING YOUR INVESTMENT

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

HOW IS MY ACCOUNT VALUE DETERMINED?

During the accumulation period, the Annuity has an Account Value. The Account
Value is determined separately for each Sub-account allocation and for each
Fixed Allocation. The Account Value is the sum of the values of each Sub-account allocation and the value of each Fixed Allocation. The Account Value does not reflect any CDSC that may apply to a withdrawal or surrender. When determining the Account Value on a day more than 30 days prior to a Fixed Allocation's
Maturity Date, the Account Value may include any Market Value Adjustment that would apply to a Fixed Allocation (if withdrawn or transferred) on that day.

WHAT IS THE SURRENDER VALUE OF MY ANNUITY?

The Surrender Value of your Annuity is the value available to you on any day during the accumulation period. The Surrender Value is defined under "Glossary of Terms" above.

HOW AND WHEN DO YOU VALUE THE SUB-ACCOUNTS?

When you allocate Account Value to a Sub-account, you are purchasing units of the Sub-account. Each Sub-account invests exclusively in shares of an underlying
Portfolio. The value of the Units fluctuates with the market fluctuations of the
Portfolios. The value of the Units also reflects the daily accrual for the
Insurance Charge, the Distribution Charge (if applicable), and if you elected one or more optional benefits whose annual charge is deducted daily, the additional charge made for such benefits. There may be several different Unit
Prices for each Sub-account to reflect the Insurance Charge, Distribution Charge and the charges for any optional benefits. The Unit Price for the Units you purchase will be based on the total charges for the benefits that apply to your
Annuity. See the section entitled "What Happens to My Units When There is a
Change in Daily Asset-Based Charges?" for a detailed discussion of how Units are purchased and redeemed to reflect changes in the daily charges that apply to your Annuity.

Each Valuation Day, we determine the price for a Unit of each Sub-account, called the "Unit Price." The Unit Price is used for determining the value of transactions involving Units of the Sub-accounts. We determine the number of
Units involved in any transaction by dividing the dollar value of the transaction by the Unit Price of the Sub-account as of the Valuation Day.

Example

Assume you allocate $5,000 to a Sub-account. On the Valuation Day you make the allocation, the Unit Price is $14.83. Your $5,000 buys 337.154 Units of the
Sub-account. Assume that later, you wish to transfer $3,000 of your Account
Value out of that Sub-account and into another Sub-account. On the Valuation Day you request the transfer, the Unit Price of the original Sub-account has increased to $16.79. To transfer $3,000, we sell 178.677 Units at the current
Unit Price, leaving you 158.477 Units. We then buy $3,000 of Units of the new
Sub-account at the Unit Price of $17.83. You would then have 168.255 Units of the new Sub-account.

HOW DO YOU VALUE FIXED ALLOCATIONS?

During the Guarantee Period, we use the concept of an Interim Value. The Interim
Value can be calculated on any day and is equal to the initial value allocated to a Fixed Allocation plus all interest credited to a Fixed Allocation as of the date calculated. The Interim Value does not include the impact of any Market
Value Adjustment. If you made any transfers or withdrawals from a Fixed
Allocation, the Interim Value will reflect the withdrawal of those amounts and any interest credited to those amounts before they were withdrawn. To determine the Account Value of a Fixed Allocation on any day more than 30 days prior to its Maturity Date, we multiply the Account Value of the Fixed Allocation times the Market Value Adjustment factor.

WHEN DO YOU PROCESS AND VALUE TRANSACTIONS?

American Skandia is generally open to process financial transactions on those days that the New York Stock Exchange (NYSE) is open for trading. There may be circumstances where the NYSE does not open on a regularly scheduled date or time or closes at an earlier time than scheduled (normally 4:00 p.m. EST). Financial transactions requested before the close of the NYSE which meet our requirements will be processed according to the value next determined following the close of business. Financial transactions requested on a non-business day or after the close of the NYSE will be processed based on the value next computed on the next
Valuation Day. There may be circumstances when the opening or closing time of the NYSE is different than other major stock exchanges, such as NASDAQ or the
American Stock Exchange. Under such circumstances, the closing time of the NYSE will be used when valuing and processing transactions.

There may be circumstances where the NYSE is open, however, due to inclement weather, natural disaster or other circumstances beyond our control, our offices may be closed or our business processing capabilities may be restricted.

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AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Under those circumstances, your Account Value may fluctuate based on changes in the Unit Values, but you may not be able to transfer Account Value, or make a purchase or redemption request.

The NYSE is closed on the following nationally recognized holidays: New Year's
Day, Martin Luther King, Jr. Day, Washington's Birthday, Good Friday, Memorial
Day, Independence Day, Labor Day, Thanksgiving, and Christmas. On those dates, we will not process any financial transactions involving purchase or redemption orders.

American Skandia will also not process financial transactions involving purchase or redemption orders or transfers on any day that:

..    trading on the NYSE is restricted;

..    an emergency exists making redemption or valuation of securities held in the separate account impractical; or

..    the SEC, by order, permits the suspension or postponement for the protection of security holders. Initial Purchase Payments: We are required to allocate your initial Purchase Payment to the Sub-accounts within two
     (2) business days after we receive all of our requirements at our office to issue the Annuity. If we do not have all the required information to allow us to issue your Annuity, we may retain the Purchase Payment while we try to reach you or your representative to obtain all of our requirements. If we are unable to obtain all of our required information within five (5)
     business days, we are required to return the Purchase Payment to you at that time, unless you specifically consent to our retaining the Purchase
     Payment while we gather the required information. Once we obtain the required information, we will invest the Purchase Payment and issue the
     Annuity within two (2) business days. During any period that we are trying to obtain the required information, your money is not invested. Additional
     Purchase Payments: We will apply any additional Purchase Payments on the
     Valuation Day that we receive the Purchase Payment at our office with satisfactory allocation instructions. We will allocate any additional
     Purchase Payments you make according to your most recent allocation instructions if none are provided. Scheduled Transactions: "Scheduled"
     transactions include transfers under a Dollar Cost Averaging, rebalancing, or asset allocation program, Systematic Withdrawals, Minimum Distributions or annuity payments. Scheduled transactions are processed and valued as of the date they are scheduled, unless the scheduled day is not a Valuation
     Day. In that case, the transaction will be processed and valued on the next
     Valuation Day, unless the next Valuation Day falls in the subsequent calendar year, in which case the transaction will be processed and valued on the prior Valuation Day. Unscheduled Transactions: "Unscheduled"
     transactions include any other non-scheduled transfers and requests for
     Partial Withdrawals or Free Withdrawals or Surrenders. Unscheduled
     transactions are processed and valued as of the Valuation Day we receive the request at our Office and have all of the required information.
     Medically-related Surrenders & Death Benefits: Medically-related surrender requests and Death Benefit claims require our review and evaluation before processing. We price such transactions as of the date we receive at our
     Office all supporting documentation we require for such transactions and that are satisfactory to us. Transactions in ProFunds VP Sub-accounts:
     Generally, purchase or redemption orders or transfer requests must be received by us by no later than the close of the NYSE to be processed on the current Valuation Day. However, any purchase or redemption order or transfer request involving the ProFunds VP Sub-accounts must be received by us no later than one hour prior to any announced closing of the applicable securities exchange (generally, 3:00 p.m. Eastern time) to be processed on the current Valuation Day. The "cut-off" time for such financial transactions involving a ProFunds VP Sub-account will be extended to 1/2 hour prior to any announced closing (generally, 3:30 p.m. Eastern time) for transactions submitted electronically through American Skandia's Internet website (www.americanskandia.prudential.com). You cannot request a transaction involving the purchase, redemption or transfer of units in one of the ProFunds VP Sub-accounts between the applicable "cut-off" time and
     4:00 p.m. Transactions received after 4:00 p.m. will be treated as received by us on the next Valuation Day.

WHAT HAPPENS TO MY UNITS WHEN THERE IS A CHANGE IN DAILY ASSET-BASED CHARGES?
Distribution Charge: The Distribution Charge is deducted under your Annuity during Annuity Years 1-8. At the end of the 8th Annuity Year, we will no longer deduct the Distribution Charge. On the date the charge no longer applies, your
Annuity will become subject to a different daily asset-based charge. We will process a transaction where your Account Value allocated to the Sub-accounts will be used to purchase new Units of the Sub-accounts that reflect the
Insurance Charge

                                       81

Valuing Your Investment continued

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

(and the charge for any optional benefits you have elected) but not the
Distribution Charge. The number of Units attributed to your Annuity will be decreased and the Unit Price of each unit of the Sub-accounts in which you invested will be increased. The adjustment in the number of Units and Unit Price will not affect your Account Value. Beginning on that date, your Account Value will be determined based on the change in the value of Units that reflect the
Insurance Charge and any other optional benefits that you have elected.

Termination of Optional Benefits: Except for the Guaranteed Minimum Income
Benefit, the Combination 5% Roll-up and Highest Anniversary Value Death Benefit
and the Highest Daily Value Death Benefit, which cannot be terminated by the owner once elected, if any optional benefit terminates, we will no longer deduct the charge we apply to purchase the optional benefit. Certain optional benefits may be added after you have purchased your Annuity. On the date a charge no longer applies or a charge for an optional benefit begins to be deducted, your
Annuity will become subject to a different daily asset-based charge. This change may result in the number of Units attributed to your Annuity and the value of those Units being different than it was before the change, however, the adjustment in the number of Units and Unit Price will not affect your Account
Value (although the change in charges that are deducted will affect your Account
Value).

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TAX CONSIDERATIONS

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

The tax considerations associated with the Annuity vary depending on whether the contract is (i) owned by an individual and not associated with a tax-favored retirement plan (including contracts held by a non-natural person, such as a trust acting as an agent for a natural person), or (ii) held under a tax-favored retirement plan. We discuss the tax considerations for these categories of contracts below. The discussion is general in nature and describes only federal income tax law (not state or other tax laws). It is based on current law and interpretations, which may change. The discussion includes a description of certain spousal rights under the contract and under tax-qualified plans. Our administration of such spousal rights and related tax reporting accords with our understanding of the Defense of Marriage Act (which defines a "marriage" as a legal union between a man and a woman and a "spouse" as a person of the opposite sex). The information provided is not intended as tax advice. You should consult with a qualified tax advisor for complete information and advice. References to purchase payments below relates to your cost basis in your contract. Generally, your cost basis in a contract not associated with a tax-favored retirement plan is the amount you pay into your contract, or into annuities exchanged for your contract, on an after-tax basis less any withdrawals of such payments.

This contract may also be purchased as a non-qualified annuity (i.e., a contract not held under a tax-favored retirement plan) by a trust or custodial IRA or
403(b) account, which can hold other permissible assets other than the annuity.
The terms and administration of the trust or custodial account in accordance with the laws and regulations for IRAs or 403(b)s, as applicable, are the responsibility of the applicable trustee or custodian.

CONTRACTS OWNED BY INDIVIDUALS (NOT ASSOCIATED WITH TAX-FAVORED RETIREMENT
PLANS)

Taxes Payable by You

We believe the contract is an annuity contract for tax purposes. Accordingly, as a general rule, you should not pay any tax until you receive money under the contract.

Generally, annuity contracts issued by the same company (and affiliates) to you during the same calendar year must be treated as one annuity contract for purposes of determining the amount subject to tax under the rules described below.

It is possible that the Internal Revenue Service (IRS) would assert that some or all of the charges for the optional benefits under the contract should be treated for federal income tax purposes as a partial withdrawal from the contract. If this were the case, the charge for this benefit could be deemed a withdrawal and treated as taxable to the extent there are earnings in the contract. Additionally, for owners under age 59 1/2, the taxable income attributable to the charge for the benefit could be subject to a tax penalty.

If the IRS determines that the charges for one or more benefits under the contract are taxable withdrawals, then the sole or surviving owner will be provided with a notice from us describing available alternatives regarding these benefits.

If you choose to defer the Annuity Date beyond the default date for your
Annuity, the IRS may not consider your contract to be an annuity under the tax law. For more information, see "How and When Do I Choose the Annuity Payment
Option?".

Taxes on Withdrawals and Surrender

If you make a withdrawal from your contract or surrender it before annuity payments begin, the amount you receive will be taxed as ordinary income, rather than as return of purchase payments, until all gain has been withdrawn. You will generally be taxed on any withdrawals from the contract while you are alive even if the withdrawal is paid to someone else.

If you assign or pledge all or part of your contract as collateral for a loan, the part assigned generally will be treated as a withdrawal.

If you transfer your contract for less than full consideration, such as by gift, you will trigger tax on any gain in the contract. This rule does not apply if you transfer the contract to your spouse or under most circumstances if you transfer the contract incident to divorce.

Taxes on Annuity Payments

A portion of each annuity payment you receive will be treated as a partial return of your purchase payments and will not be taxed. The remaining portion will be taxed as ordinary income. Generally, the nontaxable portion is determined by multiplying the annuity payment you receive by a fraction, the numerator of which is your purchase payments (less any amounts previously received tax-free) and the denominator of which is the total expected payments under the contract.

After the full amount of your purchase payments have been recovered tax-free, the full amount of the annuity payments will be taxable. If annuity payments stop due to the death of the annuitant before the full amount of your purchase payments have been recovered, a tax deduction may be allowed for the unrecovered amount.

                                       83

Tax Considerations continued

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

Tax Penalty on Withdrawals and Annuity Payments Any taxable amount you receive under your contract may be subject to a 10% tax penalty. Amounts are not subject to this tax penalty if:

..    the amount is paid on or after you reach age 59 1/2 or die;

..    the amount received is attributable to your becoming disabled;

..    generally the amount paid or received is in the form of substantially equal payments not less frequently than annually (Please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years. Modification of payments during that time period will result in retroactive application of the 10% tax penalty.); or

..    the amount received is paid under an immediate annuity contract (in which annuity payments begin within one year of purchase).

Special Rules in Relation to Tax-Free Exchanges Under Section 1035 Section 1035
of the Internal Revenue Code of 1986, as amended (Code) permits certain tax-free exchanges of a life insurance, annuity or endowment contract for an annuity. If the annuity is purchased through a tax-free exchange of a life insurance, annuity or endowment contract that was purchased prior to August 14, 1982, then any purchase payments made to the original contract prior to August 14, 1982 will be treated as made to the new contract prior to that date. (See Federal Tax
Status section in the Statement of Additional Information.) Partial surrenders may be treated in the same way as tax-free 1035 exchanges of entire contracts, therefore avoiding current taxation of any gains in the contract as well as the
10% tax penalty on pre-age 59 1/2 withdrawals. The IRS has reserved the right to treat transactions it considers abusive as ineligible for this favorable partial
1035 exchange treatment. We do not know what transactions may be considered abusive. For example we do not know how the IRS may view early withdrawals or annuitizations after a partial exchange. In addition, it is unclear how the IRS will treat a partial exchange from a life insurance, endowment, or annuity contract into an immediate annuity. As of the date of this prospectus, we will accept a partial 1035 exchange from a non-qualified annuity into an immediate annuity as a "tax-free" exchange for future tax reporting purposes, except to the extent that we, as a reporting and withholding agent, believe that we would be expected to deem the transaction to be abusive. However, some insurance companies may not recognize these partial surrenders as tax-free exchanges and may report them as taxable distributions to the extent of any gain distributed as well as subjecting the taxable portion of the distribution to the 10% tax penalty. We strongly urge you to discuss any transaction of this type with your tax advisor before proceeding with the transaction.

Taxes Payable by Beneficiaries

The death benefit options are subject to income tax to the extent the distribution exceeds the cost basis in the contract. The value of the death benefit, as determined under federal law, is also included in the owner's estate.

Generally, the same tax rules described above would also apply to amounts received by your beneficiary. Choosing any option other than a lump sum death benefit may defer taxes. Certain minimum distribution requirements apply upon your death, as discussed further below. Tax consequences to the beneficiary vary among the death benefit payment options.

..    Choice 1: the beneficiary is taxed on earnings in the contract.

..    Choice 2: the beneficiary is taxed as amounts are withdrawn (in this case earnings are treated as being distributed first).

..    Choice 3: the beneficiary is taxed on each payment (part will be treated as earnings and part as return of premiums). Considerations for Contingent
     Annuitants: There may be adverse tax consequences if a Contingent Annuitant succeeds an Annuitant when the Annuity is owned by a trust that is neither tax exempt nor qualifies for preferred treatment under certain sections of the Code. In general, the Code is designed to prevent indefinite deferral of tax. Continuing the benefit of tax deferral by naming one or more
     Contingent Annuitants when the Annuity is owned by a non-qualified trust might be deemed an attempt to extend the tax deferral for an indefinite period. Therefore, adverse tax treatment may depend on the terms of the trust, who is named as Contingent Annuitant, as well as the particular facts and circumstances. You should consult your tax advisor before naming a Contingent Annuitant if you expect to use an Annuity in such a fashion.

Reporting and Withholding on Distributions Taxable amounts distributed from your annuity contracts are subject to federal and state income tax reporting and withholding. In general, we will withhold federal income tax from the

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AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

taxable portion of such distribution based on the type of distri- bution. In the case of an annuity or similar periodic payment, we will withhold as if you are a married individual with 3 exemptions unless you designate a different withholding status. In the case of all other distributions, we will withhold at a 10% rate. You may generally elect not to have tax withheld from your payments.
An election out of withholding must be made on forms that we provide.

State income tax withholding rules vary and we will withhold based on the rules of your State of residence. Special tax rules apply to withholding for nonresident aliens, and we generally withhold income tax for nonresident aliens at a 30% rate. A different withholding rate may be applicable to a nonresident alien based on the terms of an existing income tax treaty between the United
States and the nonresident alien's country. Please refer to the discussion below regarding withholding rules for tax favored plans (for example, an IRA).

Regardless of the amount withheld by us, you are liable for payment of federal and state income tax on the taxable portion of annuity distributions. You should consult with your tax advisor regarding the payment of the correct amount of these income taxes and potential liability if you fail to pay such taxes.

Annuity Qualification

Diversification And Investor Control. In order to qualify for the tax rules applicable to annuity contracts described above, the assets underlying the variable investment options of the annuity contract must be diversified, according to certain rules. We believe these diversification rules will be met.

An additional requirement for qualification for the tax treatment described above is that we, and not you as the contract owner, must have sufficient control over the underlying assets to be treated as the owner of the underlying assets for tax purposes. While we also believe these investor control rules will be met, the Treasury Department may promulgate guidelines under which a variable annuity will not be treated as an annuity for tax purposes if persons with ownership rights have excessive control over the investments underlying such variable annuity. It is unclear whether such guidelines, if in fact promulgated, would have retroactive effect. It is also unclear what effect, if any, such guidelines may have on transfers between the investment options offered pursuant to this Prospectus. We will take any action, including modifications to your
Annuity or the investment options, required to comply with such guidelines if promulgated.

Please refer to the Statement of Additional information for further information on these Diversification and Investor Control issues.

Required Distributions Upon Your Death. Upon your death, certain distributions must be made under the contract. The required distributions depend on whether you die before you start taking annuity payments under the contract or after you start taking annuity payments under the contract.

If you die on or after the annuity date, the remaining portion of the interest in the contract must be distributed at least as rapidly as under the method of distribution being used as of the date of death.

If you die before the annuity date, the entire interest in the contract must be distributed within 5 years after the date of death.

However, if a periodic payment option is selected by your designated beneficiary and if such payments begin within 1 year of your death, the value of the contract may be distributed over the beneficiary's life or a period not exceeding the beneficiary's life expectancy. Your designated beneficiary is the person to whom benefit rights under the contract pass by reason of death, and must be a natural person in order to elect a periodic payment option based on life expectancy or a period exceeding five years.

If the contract is payable to (or for the benefit of) your surviving spouse, that portion of the contract may be continued with your spouse as the owner.

Changes In The Contract. We reserve the right to make any changes we deem necessary to assure that the contract qualifies as an annuity contract for tax purposes. Any such changes will apply to all contract owners and you will be given notice to the extent feasible under the circumstances.

Additional Information

You should refer to the Statement of Additional Information if:

..    The contract is held by a corporation or other entity instead of by an individual or as agent for an individual.

..    Your contract was issued in exchange for a contract containing purchase payments made before August 14, 1982.

..    You transfer your contract to, or designate, a beneficiary who is either
     37 1/2 years younger than you or a grandchild.

..    You purchased more than one annuity contract from the same insurer within the same calendar year (other than contracts held by tax favored plans).

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AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

CONTRACTS HELD BY TAX FAVORED PLANS

The following discussion covers annuity contracts held under tax-favored retirement plans.

Currently, the contract may be purchased for use in connection with individual retirement accounts and annuities (IRAs) which are subject to Sections 408(a),
408(b) and 408A of the Code. In addition, this contract may be purchased for use in connection with a corporate Pension and Profit-sharing plan (subject to
401(a) of the Code), H.R. 10 plans (also known as Keogh Plans, subject to 401(a)
of the Code), Tax Sheltered Annuities (subject to 403(b) of the Code, also known as Tax Deferred Annuities or TDAs), and Section 457 plans (subject to 457 of the
Code). This description assumes that you have satisfied the requirements for eligibility for these products.

This contract may also be purchased as a non-qualified annuity (i.e., a contract not held under a tax-favored retirement plan) by a trust or custodial IRA or
403(b) account, which can hold other permissible assets other than the annuity.
The terms and administration of the trust or custodial account in accordance with the laws and regulations for IRAs or 403(b)s, as applicable, are the responsibility of the applicable trustee or custodian.

You should be aware that tax favored plans such as IRAs generally provide income tax deferral regardless of whether they invest in annuity contracts. This means that when a tax favored plan invests in an annuity contract, it generally does not result in any additional tax benefits (such as income tax deferral and income tax free transfers).

Types of Tax Favored Plans

IRAs. If you buy a contract for use as an IRA, we will provide you a copy of the prospectus and contract. The "IRA Disclosure Statement" contains information about eligibility, contribution limits, tax particulars, and other IRA information. In addition to this information (some of which is summarized below), the IRS requires that you have a "free look" after making an initial contribution to the contract. During this time, you can cancel the contract by notifying us in writing, and we will refund all of the purchase payments under the contract (or, if provided by applicable state law, the amount credited under the contract, if greater), less any applicable federal and state income tax withholding.

Contributions Limits/Rollovers. Because of the way the contract is designed, you may purchase a contract for an IRA in connection with a "rollover" of amounts from a qualified retirement plan, as a transfer from another IRA or as a current contribution. In 2005 the limit is $4,000; increasing to $5,000 in 2008. After
2008 the contribution amount will be indexed for inflation. The tax law also provides for a catch-up provision for individuals who are age 50 and above.
These taxpayers will be permitted to contribute an additional $500, increasing to $1,000 in 2006 and years thereafter.

The "rollover" rules under the Code are fairly technical; however, an individual
(or his or her surviving spouse) may generally "roll over" certain distributions from tax favored retirement plans (either directly or within 60 days from the date of these distributions) if he or she meets the requirements for distribution. Once you buy the contract, you can make regular IRA contributions under the contract (to the extent permitted by law). However, if you make such regular IRA contributions, you should note that you will not be able to treat the contract as a "conduit IRA," which means that you will not retain possible favorable tax treatment if you subsequently "roll over" the contract funds originally derived from a qualified retirement plan or TDA into another Section
401(a) plan or TDA.

Required Provisions. Contracts that are IRAs (or endorsements that are part of the contract) must contain certain provisions:

..    You, as owner of the contract, must be the "annuitant" under the contract
     (except in certain cases involving the division of property under a decree of divorce);

..    Your rights as owner are non-forfeitable;

..    You cannot sell, assign or pledge the contract;

..    The annual contribution you pay cannot be greater than the maximum amount allowed by law, including catch-up contributions if applicable (which does not include any rollover amounts);

..    The date on which annuity payments must begin cannot be later than April
     1st of the calendar year after the calendar year you turn age 70 1/2; and

..    Death and annuity payments must meet "minimum distribution requirements"
     described below. Usually, the full amount of any distribution from an IRA
     (including a distribution from this contract) which is not a rollover is taxable. As taxable income, these distributions are subject to the general tax withholding rules described earlier. In addition to this normal tax liability, you may also be liable for the following, depending on your actions:

..    A 10% "early distribution penalty" described below;

..    Liability for "prohibited transactions" if you, for example, borrow against the value of an IRA; or

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AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

..    Failure to take a minimum distribution also described below. SEPs. SEPs are a variation on a standard IRA, and contracts issued to a SEP must satisfy the same general requirements described under IRAs (above). There are, however, some differences:

..    If you participate in a SEP, you generally do not include in income any employer contributions made to the SEP on your behalf up to the lesser of
     (a) $42,000 in 2005 or (b) 25% of the employee's earned income (not including contribution as "earned income" for these purposes). However, for these purposes, compensation in excess of certain limits established by the
     IRS will not be considered. In 2005, this limit is $210,000;

..    SEPs must satisfy certain participation and nondiscrimination requirements not generally applicable to IRAs; and

..    SEPs for small employers permit salary deferrals up to $14,000 in 2005 with the employer making these contributions to the SEP. However, no new "salary reduction" or "SARSEPs" can be established after 1996. Individuals participating in a SARSEP who are age 50 or above by the end of the year will be permitted to contribute an additional $4,000 in 2005, increasing to
     $5,000 in 2006. Thereafter, the amount is indexed for inflation. You will also be provided the same information, and have the same "free look"
     period, as you would have if you purchased the contract for a standard IRA.
     ROTH IRAs. Like standard IRAs, income within a Roth IRA accumulates tax-free, and contributions are subject to specific limits. Roth IRAs have, however, the following differences:

..    Contributions to a Roth IRA cannot be deducted from your gross income;

..    "Qualified distributions" from a Roth IRA are excludable from gross income.
     A "qualified distribution" is a distribution that satisfies two requirements: (1) the distribution must be made (a) after the owner of the
     IRA attains age 59 1/2; (b) after the owner's death; (c) due to the owner's disability; or (d) for a qualified first time homebuyer distribution within the meaning of Section 72(t)(2)(F) of the Code; and (2) the distribution must be made in the year that is at least five tax years after the first year for which a contribution was made to any Roth IRA established for the owner or five years after a rollover, transfer, or conversion was made from a traditional IRA to a Roth IRA. Distributions from a Roth IRA that are not qualified distributions will be treated as made first from contributions and then from earnings, and taxed generally in the same manner as distributions from a traditional IRA.

..    If eligible (including meeting income limitations and earnings requirements), you may make contributions to a Roth IRA after attaining age
     70 1/2, and distributions are not required to begin upon attaining such age or at any time thereafter. Because of the way the contract is designed, you may purchase a contract for a Roth IRA in connection with a "rollover" of amounts of another traditional IRA, conduit IRA, SEP, SIMPLE-IRA, a Roth
     IRA or with a current contribution. The Code permits persons who meet certain income limitations (generally, adjusted gross income under
     $100,000), and who receive certain qualifying distributions from such non-Roth IRAs, to directly rollover or make, within 60 days, a "rollover"
     of all or any part of the amount of such distribution to a Roth IRA which they establish. This conversion triggers current taxation (but is not subject to a 10% early distribution penalty). Once the contract has been purchased, regular Roth IRA contributions will be accepted to the extent permitted by law. TDAs. You may own a TDA generally if you are either an employer or employee of a tax-exempt organization (as defined under Code
     Section 501 (c)(3)) or a public educational organization, and you may make contributions to a TDA so long as the employee's rights to the annuity are nonforfeitable. Contributions to a TDA, and any earnings, are not taxable until distribution. You may also make contributions to a TDA under a salary reduction agreement, generally up to a maximum of $14,000 in 2005.
     Individuals participating in a TDA who are age 50 or above by the end of the year will be permitted to contribute an additional $4,000 in 2005, increasing to $5,000 in 2006. Thereafter, the amount is indexed for inflation. Further, you may roll over TDA amounts to another TDA or an IRA.
     You may also roll over TDA amounts to a qualified retirement plan, a SEP and a 457 government plan. A contract may only qualify as a TDA if distributions (other than "grandfathered" amounts held as of December 31,
     1988) may be made only on account of:

..    Your attainment of age 59 1/2;

..    Your severance of employment;

..    Your death;

..    Your total and permanent disability; or

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 Tax Considerations continued

 AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

       .  Hardship (under limited circumstances, and only related to salary deferrals and any earnings attributable to these amounts).

      In any event, you must begin receiving distributions from your TDA by
 April 1st of the calendar year after the calendar year you turn age 70 1/2 or retire, whichever is later.

      These distribution limits do not apply either to transfers or exchanges of investments under the contract, or to any "direct transfer" of your interest in the contract to another TDA or to a mutual fund "custodial account" described under Code Section 403(b)(7).

      Employer contributions to TDAs are subject to the same general contribution, nondiscrimination, and minimum participation rules applicable to
 "qualified" retirement plans.

 Minimum Distribution Requirements and Payment Option
 If you hold the contract under an IRA (or other tax-favored plan), IRS minimum distribution requirements must be satisfied. This means that generally payments must start by April 1 of the year after the year you reach age 70 1/2 and must be made for each year thereafter. The amount of the payment must at least equal the minimum required under the IRS rules. Several choices are available for calculating the minimum amount. More information on the mechanics of this calculation is available on request. Please contact us at a reasonable time before the IRS deadline so that a timely distribution is made. Please note that there is a 50% tax penalty on the amount of any minimum distribution not made in a timely manner.

      Effective in 2006, in accordance with recent changes in laws and regulations, required minimum distributions will be calculated based on the sum of the contract value and the actuarial value of any additional death benefits and benefits from optional riders that you have purchased under the contract.
 As a result, the required minimum distributions may be larger than if the calculation were based on the contract value only, which may in turn result in an earlier (but not before the required beginning date) distribution under the
 Contract and an increased amount of taxable income distributed to the contract owner, and a reduction of death benefits and the benefits of any optional riders.

      You can use the Minimum Distribution option to satisfy the IRS minimum distribution requirements for this contract without either beginning annuity payments or surrendering the contract. We will distribute to you this minimum distribution amount, less any other partial withdrawals that you made during the year.

      Although the IRS rules determine the required amount to be distributed from your IRA each year, certain payment alternatives are still available to you. If you own more than one IRA, you can choose to satisfy your minimum distribution requirement for each of your IRAs by withdrawing that amount from any of your IRAs.

 Penalty for Early Withdrawals
 You may owe a 10% tax penalty on the taxable part of distributions received from an IRA, SEP, Roth IRA, TDA or qualified retirement plan before you attain age 59 1/2. Amounts are not subject to this tax penalty if: . the amount is paid on or after you reach age 59 1/2 or die;
      .  the amount received is attributable to your becoming disabled; or
      .  generally the amount paid or received is in the form of substantially equal payments not less frequently than annually. (Please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years. Modification of payments during that time period will result in retroactive application of the 10% tax penalty.) Other exceptions to this tax may apply. You should consult your tax advisor for further details.

 Withholding
 Unless a distribution is an eligible rollover distribution that is "directly"
 rolled over into another qualified plan, IRA (including the IRA variations described above), SEP, 457 government plan or TDA, we will withhold federal income tax at the rate of 20%. This 20% withholding does not apply to distributions from IRAs and Roth IRAs. For all other distributions, unless you elect otherwise, we will withhold federal income tax from the taxable portion of such distribution at an appropriate percentage. The rate of withholding on annuity payments where no mandatory withholding is required is determined on the basis of the withholding certificate that you file with us. If you do not file a certificate, we will automatically withhold federal taxes on the following basis:
      .  For any annuity payments not subject to mandatory withholding, you will have taxes withheld by us as if you are a married individual, with 3 exemptions; and

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 AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

      .  For all other distributions, we will withhold at a 10% rate.
      We will provide you with forms and instructions concerning the right to elect that no amount be withheld from payments in the ordinary course. However, you should know that, in any event, you are liable for payment of federal income taxes on the taxable portion of the distributions, and you should consult with your tax advisor to find out more information on your potential liability if you fail to pay such taxes. There may be additional state income tax withholding requirements.

 ERISA Disclosure/Requirements
 ERISA (the "Employee Retirement Income Security Act of 1974") and the Code
 prevents a fiduciary and other "parties in interest" with respect to a plan
 (and, for these purposes, an IRA would also constitute a "plan") from receiving any benefit from any party dealing with the plan, as a result of the sale of the contract. Administrative exemptions under ERISA generally permit the sale of insurance/annuity products to plans, provided that certain information is disclosed to the person purchasing the contract. This information has to do primarily with the fees, charges, discounts and other costs related to the contract, as well as any commissions paid to any agent selling the contract.

      Information about any applicable fees, charges, discounts, penalties or adjustments may be found in the applicable sections of this Prospectus.

      Information about sales representatives and commissions may be found in the sections of this Prospectus addressing distribution of the Annuity.

      Please consult your tax advisor if you have any additional questions.

 Spousal Consent Rules for Retirement Plans -- Qualified Contracts If you are
 married at the time your payments commence, you may be required by federal law to choose an income option that provides survivor annuity income to your spouse, unless your spouse waives that right. Similarly, if you are married at the time of your death, federal law may require all or a portion of the death benefit to be paid to your spouse, even if you designated someone else as your beneficiary. A brief explanation of the applicable rules follows. For more information, consult the terms of your retirement arrangement.

      Defined Benefit Plans and Money Purchase Pension Plans. If you are married at the time your payments commence, federal law requires that benefits be paid to you in the form of a "qualified joint and survivor annuity" (QJSA), unless you and your spouse waive that right, in writing. Generally, this means that you will receive a reduced payment during your life and, upon your death, your spouse will receive at least one-half of what you were receiving for life. You may elect to receive another income option if your spouse consents to the election and waives his or her right to receive the QJSA. If your spouse consents to the alternative form of payment, your spouse may not receive any benefits from the plan upon your death. Federal law also requires that the plan pay a death benefit to your spouse if you are married and die before you begin receiving your benefit. This benefit must be available in the form of an annuity for your spouse's lifetime and is called a "qualified pre-retirement survivor annuity" (QPSA). If the plan pays death benefits to other beneficiaries, you may elect to have a beneficiary other than your spouse receive the death benefit, but only if your spouse consents to the election and waives his or her right to receive the QPSA. If your spouse consents to the alternate beneficiary, your spouse will receive no benefits from the plan upon your death. Any QPSA waiver prior to your attaining age 35 will become null and void on the first day of the calendar year in which you attain age 35, if still employed.

      Defined Contribution Plans (including 401(k) Plans and ERISA 403(b)
 Annuities). Spousal consent to a distribution is generally not required. Upon your death, your spouse will receive the entire death benefit, even if you designated someone else as your beneficiary, unless your spouse consents in writing to waive this right. Also, if you are married and elect an annuity as a periodic income option, federal law requires that you receive a QJSA (as described above), unless you and your spouse consent to waive this right.

      IRAs, non-ERISA 403(b) Annuities, and 457 Plans. Spousal consent to a distribution is not required. Upon your death, any death benefit will be paid to your designated beneficiary.

 Additional Information
 For additional information about federal tax law requirements applicable to tax favored plans, see the IRA Disclosure Statement.

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 GENERAL INFORMATION
 AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

 HOW WILL I RECEIVE STATEMENTS AND REPORTS?
 We send any statements and reports required by applicable law or regulation to you at your last known address of record. You should therefore give us prompt notice of any address change. We reserve the right, to the extent permitted by law and subject to your prior consent, to provide any prospectus, prospectus supplements, confirmations, statements and reports required by applicable law or regulation to you through our Internet Website at
 http://www.americanskandia.prudential.com or any other electronic means, including diskettes or CD ROMs. We send a confirmation statement to you each time a transaction is made affecting Account Value, such as making additional
 Purchase Payments, transfers, exchanges or withdrawals. We also send quarterly statements detailing the activity affecting your Annuity during the calendar quarter. We may confirm regularly scheduled transactions, such as the Annual
 Maintenance Fee, systematic withdrawals (including 72(t) payments and required minimum distributions), bank drafting, dollar cost averaging, and static rebalancing, in quarterly statements instead of confirming them immediately.
 You should review the information in these statements carefully. You may request additional reports. We reserve the right to charge up to $50 for each such additional report. We may also send an annual report and a semi-annual report containing applicable financial statements for the Separate Account and the Portfolios, as of December 31 and June 30, respectively, to Owners or, with your prior consent, make such documents available electronically through our
 Internet Website or other electronic means.

 WHO IS AMERICAN SKANDIA?
 American Skandia Life Assurance Corporation, a Prudential Financial Company
 ("American Skandia") is a stock life insurance company domiciled in Connecticut with licenses in all 50 states, the District of Columbia and Puerto Rico.
 American Skandia is a wholly-owned subsidiary of American Skandia, Inc.
 ("ASI"), whose ultimate parent is Prudential Financial, Inc. American Skandia markets its products to broker-dealers and financial planners through an internal field marketing staff. In addition, American Skandia markets through and in conjunction with financial institutions such as banks that are permitted directly, or through affiliates, to sell annuities.

      American Skandia is in the business of issuing annuity and life insurance products. American Skandia currently offers the following products: (a)
 flexible premium deferred annuities and single premium fixed deferred annuities that are registered with the SEC; (b) certain other fixed deferred annuities that are not registered with the SEC; and (c) both fixed and variable immediate adjustable annuities.

      Effective May 1, 2003, Skandia U.S. Inc., the sole shareholder of ASI, which is the parent of American Skandia, was purchased by Prudential Financial,
 Inc. Prudential Financial, Inc. is a New Jersey insurance holding company whose subsidiary companies serve individual and institutional customers worldwide and include The Prudential Insurance Company of America, one of the largest life insurance companies in the U.S. These companies offer a variety of products and services, including life insurance, property and casualty insurance, mutual funds, annuities, pension and retirement related services and administration, asset management, securities brokerage, banking and trust services, real estate brokerage franchises, and relocation services.

      No company other than American Skandia has any legal responsibility to pay amounts that it owes under its annuity and variable life insurance contracts.
 However, Prudential Financial exercises significant influence over the operations and capital structure of American Skandia.

 WHAT ARE SEPARATE ACCOUNTS?
 The separate accounts are where American Skandia sets aside and invests the assets of some of our annuities. In the accumulation period, assets supporting
 Account Values of the Annuities are held in a separate account established under the laws of the State of Connecticut. We are the legal owner of assets in the separate accounts. In the payout period, assets supporting fixed annuity payments and any adjustable annuity payments we make available are held in our general account. Assets supporting variable annuity payment options may be invested in our separate accounts. Income, gains and losses from assets allocated to these separate accounts are credited to or charged against each such separate account without regard to other income, gains or losses of
 American Skandia or of any other of our separate accounts. These assets may only be charged with liabilities which arise from the Annuities issued by
 American Skandia. The amount of our obligation in relation to allocations to the Sub-accounts is based on the investment performance of such Sub-accounts.
 However, the obligations themselves are our general corporate obligations.

 Separate Account B
 During the accumulation period, the assets supporting obligations based on allocations to the variable investment options

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 AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

 are held in Sub-accounts of American Skandia Life Assurance Corporation
 Variable Account B, also referred to as "Separate Account B". Separate Account
 B was established by us pursuant to Connecticut law on November 25, 1987.
 Separate Account B also holds assets of other annuities issued by us with values and benefits that vary according to the investment performance of
 Separate Account B.

      Separate Account B consists of multiple Sub-accounts. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. The name of each
 Sub-account generally corresponds to the name of the underlying Portfolio. Each
 Sub-account in Separate Account B may have several different Unit Prices to reflect the Insurance Charge, Distribution Charge (when applicable) and the charges for any optional benefits that are offered under this Annuity and other annuities issued by us through Separate Account B. Separate Account B is registered with the SEC under the Investment Company Act of 1940 ("Investment
 Company Act") as a unit investment trust, which is a type of investment company. The SEC does not supervise investment policies, management or practices of Separate Account B.

      Prior to November 18, 2002, Separate Account B was organized as a single separate account with six different Sub-account classes, each of which was registered as a distinct unit investment trust under the Investment Company
 Act. Effective November 18, 2002, each Sub-account class of Separate Account B was consolidated into the unit investment trust formerly named American Skandia
 Life Assurance Corporation Variable Account B (Class 1 Sub-accounts), which was subsequently renamed American Skandia Life Assurance Corporation Variable
 Account B. Each Sub-account of Separate Account B has multiple Unit Prices to reflect the daily charge deducted for each combination of the applicable
 Insurance Charge, Distribution Charge (when applicable) and the charge for each optional benefit offered under Annuity contracts funded through Separate
 Account B. The consolidation of Separate Account B had no impact on Annuity
 Owners.

      We reserve the right to make changes to the Sub-accounts available under the Annuity as we determine appropriate. We may offer new Sub-accounts, eliminate Sub-accounts, or combine Sub-accounts at our sole discretion. We may also close Sub-accounts to additional Purchase Payments on existing Annuity contracts or close Sub-accounts for Annuities purchased on or after specified dates. We may also substitute an underlying mutual fund or portfolio of an underlying mutual fund for another underlying mutual fund or portfolio of an underlying mutual fund, subject to our receipt of any exemptive relief that we are required to obtain under the Investment Company Act. We will notify Owners of changes we make to the Sub-accounts available under the Annuity.

      Values and benefits based on allocations to the Sub-accounts will vary with the investment performance of the underlying mutual funds or fund portfolios, as applicable. We do not guarantee the investment results of any
 Sub-account. Your Account Value allocated to the Sub-accounts may increase or decrease. You bear the entire investment risk. There is no assurance that the
 Account Value of your Annuity will equal or be greater than the total of the
 Purchase Payments you make to us.

 Separate Account D
 During the accumulation period, assets supporting our obligations based on
 Fixed Allocations are held in American Skandia Life Assurance Corporation
 Separate Account D, also referred to as "Separate Account D". Such obligations are based on the fixed interest rates we credit to Fixed Allocations and the terms of the Annuities. These obligations do not depend on the investment performance of the assets in Separate Account D. Separate Account D was established by us pursuant to Connecticut law.

      There are no units in Separate Account D. The Fixed Allocations are guaranteed by our general account. An Annuity Owner who allocates a portion of their Account Value to Separate Account D does not participate in the investment gain or loss on assets maintained in Separate Account D. Such gain or loss accrues solely to us. We retain the risk that the value of the assets in Separate Account D may drop below the reserves and other liabilities we must maintain. Should the value of the assets in Separate Account D drop below the reserve and other liabilities we must maintain in relation to the annuities supported by such assets, we will transfer assets from our general account to
 Separate Account D to make up the difference. We have the right to transfer to our general account any assets of Separate Account D in excess of such reserves and other liabilities. We maintain assets in Separate Account D supporting a number of annuities we offer.

      We currently employ investment managers to manage the assets maintained in
 Separate Account D. Each manager we employ is responsible for investment management of a different portion of Separate Account D. From time to time

                                        91

 General Information continued
 AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

 additional investment managers may be employed or invest- ment managers may cease being employed. We are under no obligation to employ or continue to employ any investment manager(s) and have sole discretion over the investment managers we retain.

      We are not obligated to invest according to specific guidelines or strategies except as may be required by Connecticut and other state insurance laws.

 WHAT IS THE LEGAL STRUCTURE OF THE UNDERLYING FUNDS?
 Each underlying mutual fund is registered as an open-end management investment company under the Investment Company Act. Shares of the underlying mutual fund portfolios are sold to separate accounts of life insurance companies offering variable annuity and variable life insurance products. The shares may also be sold directly to qualified pension and retirement plans.

 Voting Rights
 We are the legal owner of the shares of the underlying mutual funds in which the Sub-accounts invest. However, under SEC rules, you have voting rights in relation to Account Value maintained in the Sub-accounts. If an underlying mutual fund portfolio requests a vote of shareholders, we will vote our shares based on instructions received from Owners with Account Value allocated to that
 Sub-account. Owners have the right to vote an amount equal to the number of shares attributable to their contracts. If we do not receive voting instructions in relation to certain shares, we will vote those shares in the same manner and proportion as the shares for which we have received instructions. We will furnish those Owners who have Account Value allocated to a Sub-account whose underlying mutual fund portfolio has requested a "proxy"
 vote with proxy materials and the necessary forms to provide us with their voting instructions. Generally, you will be asked to provide instructions for us to vote on matters such as changes in a fundamental investment strategy, adoption of a new investment advisory agreement, or matters relating to the structure of the underlying mutual fund that require a vote of shareholders.

      American Skandia Trust (the "Trust") has obtained an exemption from the
 Securities and Exchange Commission that permits its co-investment advisers,
 American Skandia Investment Services, Incorporated ("ASISI") and Prudential
 Investments LLC, subject to approval by the Board of Trustees of the Trust, to change sub-advisors for a Portfolio and to enter into new sub-advisory agreements, without obtaining shareholder approval of the changes. This exemption (which is similar to exemptions granted to other investment companies that are organized in a similar manner as the Trust) is intended to facilitate the efficient supervision and management of the sub-advisors by ASISI,
 Prudential Investments LLC and the Trustees. The Trust is required, under the terms of the exemption, to provide certain information to shareholders following these types of changes. We may add new Sub-accounts that invest in a series of underlying funds other than the Trust that is managed by an affiliate. Such series of funds may have a similar order from the SEC. You also should review the prospectuses for the other underlying funds in which various
 Sub-accounts invest as to whether they have obtained similar orders from the
 SEC.

 Material Conflicts
 It is possible that differences may occur between companies that offer shares of an underlying mutual fund portfolio to their respective separate accounts issuing variable annuities and/or variable life insurance products. Differences may also occur surrounding the offering of an underlying mutual fund portfolio to variable life insurance policies and variable annuity contracts that we offer. Under certain circumstances, these differences could be considered
 "material conflicts," in which case we would take necessary action to protect persons with voting rights under our variable annuity contracts and variable life insurance policies against persons with voting rights under other insurance companies' variable insurance products. If a "material conflict" were to arise between owners of variable annuity contracts and variable life insurance policies issued by us we would take necessary action to treat such persons equitably in resolving the conflict. "Material conflicts" could arise due to differences in voting instructions between owners of variable life insurance and variable annuity contracts of the same or different companies. We monitor any potential conflicts that may exist.

 Service Fees Payable to American Skandia
 American Skandia or our affiliates have entered into agreements with the investment adviser or distributor of the underlying Portfolios. Under the terms of these agreements, American Skandia may provide administrative and support services to the Portfolios for which it receives a fee of up to 0.75%
 (currently) of the average assets allocated to the Portfolios under the Annuity from the investment adviser, distributor and/or the fund. These agreements may be different for each underlying mutual fund whose portfolios are offered as
 Sub-accounts.

                                        92

 AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

 In addition, the investment adviser, sub-advisor or distribu- tor of the underlying Portfolios may also compensate us by providing reimbursement or paying directly for, among other things, marketing and/or administrative services and/or other services they provide in connection with the Annuity.
 These services may include, but are not limited to: co-sponsoring various meetings and seminars attended by broker-dealer firms' registered representatives and creating marketing material discussing the Annuity and the available options.

 WHO DISTRIBUTES ANNUITIES OFFERED BY AMERICAN SKANDIA?
 American Skandia Marketing, Incorporated ("ASM"), a wholly-owned subsidiary of
 American Skandia, Inc., is the distributor and principal underwriter of the securities offered through this prospectus. ASM acts as the distributor of a number of annuity and life insurance products we offer and co-distributor of
 American Skandia Trust and American Skandia Advisor Funds, Inc., a family of retail mutual funds. ASM also acts as an introducing broker-dealer through which it receives a portion of brokerage commissions in connection with purchases and sales of securities held by portfolios of American Skandia Trust which are offered as underlying investment options under the Annuity.

      ASM's principal business address is One Corporate Drive, Shelton,
 Connecticut 06484. ASM is registered as broker-dealer under the Securities
 Exchange Act of 1934 ("Exchange Act") and is a member of the National
 Association of Securities Dealers, Inc. ("NASD").

      The Annuity is offered on a continuous basis. ASM enters into distribution agreements with broker-dealers who are registered under the Exchange Act and with entities that may offer the Annuity but are exempt from registration
 ("firms"). Applications for the Annuity are solicited by registered representatives of those firms. Such representatives will also be our appointed insurance agents under state insurance law. In addition, ASM may offer the
 Annuity directly to potential purchasers.

      Commissions are paid to firms on sales of the Annuity according to one or more schedules. The individual representative will receive a portion of the compensation, depending on the practice of his or her firm. Commissions are generally based on a percentage of Purchase Payments made, up to a maximum of
 5.5%. Alternative compensation schedules are available that provide a lower initial commission plus ongoing annual compensation based on all or a portion of Account Value. We may also provide compensation to the distributing firm for providing ongoing service to you in relation to the Annuity. Commissions and other compensation paid in relation to the Annuity do not result in any additional charge to you or to the Separate Account.

      In addition, in an effort to promote the sale of our products (which may include the placement of American Skandia and/or the Annuity on a preferred or recommended company or product list and/or access to the firm's registered representatives), we or ASM may enter into compensation arrangements with certain broker-dealer firms with respect to certain or all registered representatives of such firms under which such firms may receive separate compensation or reimbursement for, among other things, training of sales personnel and/or marketing and/or administrative services and/or other services they provide. These services may include, but are not limited to: educating customers of the firm on the Annuity's features; conducting due diligence and analysis, providing office access, operations and systems support; holding seminars intended to educate the firm's registered representatives and make them more knowledgeable about the Annuity; providing a dedicated marketing coordinator; providing priority sales desk support; and providing expedited marketing compliance approval. To the extent permitted by NASD rules and other applicable laws and regulations, ASM may pay or allow other promotional incentives or payments in the form of cash or non-cash compensation. These arrangements may not be offered to all firms and the terms of such arrangements may differ between firms. A list of the firms to whom American Skandia pays an amount of greater than $10,000 under these arrangements is provided in the
 Statement of Additional Information, which is available upon request. You should note that firms and individual registered representatives and branch managers within some firms participating in one of these compensation arrangements might receive greater compensation for selling the Annuity than for selling a different annuity that is not eligible for these compensation arrangements. While compensation is generally taken into account as an expense in considering the charges applicable to an annuity product, any such compensation will be paid by us or ASM and will not result in any additional charge to you. Overall compensation paid to the distributing firm does not exceed, based on actuarial assumptions, 8.5% of the total Purchase Payments made. Your registered representative can provide you with more information about the compensation arrangements that apply upon the sale of the Annuity.

                                        93

 General Information continued
 AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
 American Skandia publishes annual and quarterly reports that are filed with the
 SEC. These reports contain financial information about American Skandia that is annually audited by an independent registered public accounting firm. American
 Skandia's annual report for the year ended December 31, 2004, together with subsequent periodic reports that American Skandia files with the SEC, are incorporated by reference into this prospectus. You can obtain copies, at no cost, of any and all of this information, including the American Skandia annual report that is not ordinarily mailed to contract owners, the more current reports and any subsequently filed documents at no cost by contacting us at
 American Skandia -- Variable Annuities; P.O. Box 7960, Philadelphia, PA 19176
 (Telephone: 203-926-1888). The SEC file number for American Skandia is
 33-44202. You may read and copy any filings made by American Skandia with the
 SEC at the SEC's Public Reference Room at 450 Fifth Street, Washington, D.C.
 20549-0102. You can obtain information on the operation of the Public Reference
 Room by calling (202) 942-8090. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

 FINANCIAL STATEMENTS
 The financial statements of the separate account and American Skandia Life
 Assurance Corporation are included in the Statement of Additional Information.

 HOW TO CONTACT US
 You can contact us by:
      .  calling our Customer Service Team at 1-800-680-8920 during our normal business hours, 8:30 a.m. EST to 8:00 p.m. EST, Monday through Friday, or Skandia's telephone automated response system at 1-800-766-4530.
      .  writing to us via regular mail at American Skandia -- Variable
         Annuities, Attention: Stagecoach Annuity, P.O. Box 7960, Philadelphia,
         PA 19176 OR for express mail American Skandia -- Variable Annuities,
         Attention: Stagecoach Annuity, 2101 Welsh Road, Dresher, PA 19025.
         NOTE: Failure to send mail to the proper address may result in a delay in our receiving and processing your request.
      .  sending an email to service@prudential.com or visiting our Internet
         Website at www.americanskandia.prudential.com.
      .  accessing information about your Annuity through our Internet Website at www.americanskandia.prudential.com.

      You can obtain account information by calling our automated response system and at www.americanskandia.prudential.com, our Internet Website. Our
 Customer Service representatives are also available during business hours to provide you with information about your account. You can request certain transactions through our telephone voice response system, our Internet Website or through a customer service representative. You can provide authorization for a third party, including your attorney-in-fact acting pursuant to a power of attorney, to access your account information and perform certain transactions on your account. You will need to complete a form provided by us which identifies those transactions that you wish to authorize via telephonic and electronic means and whether you wish to authorize a third party to perform any such transactions. Please note that unless you tell us otherwise, we deem that all transactions that are directed by your investment professional with respect to your Annuity have been authorized by you. We require that you or your representative provide proper identification before performing transactions over the telephone or through our Internet Website. This may include a Personal
 Identification Number (PIN) that will be provided to you upon issue of your
 Annuity or you may establish or change your PIN by calling our automated response system and at www.americanskandia.prudential.com, our Internet
 Website. Any third party that you authorize to perform financial transactions on your account will be assigned a PIN for your account.

      Transactions requested via telephone are recorded. To the extent permitted by law, we will not be responsible for any claims, loss, liability or expense in connection with a transaction requested by telephone or other electronic means if we acted on such transaction instructions after following reasonable procedures to identify those persons authorized to perform transactions on your
 Annuity using verification methods which may include a request for your Social
 Security number, PIN or other form of electronic identification. We may be liable for losses due to unauthorized or fraudulent instructions if we did not follow such procedures.

                                        94

 AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

      American Skandia does not guarantee access to telephonic, facsimile,
 Internet or any other electronic information or that we will be able to accept transaction instructions via such means at all times. Regular and/or express mail will be the only means by which we will accept transaction instructions when telephonic, facsimile, Internet or any other electronic means are unavailable or delayed. American Skandia reserves the right to limit, restrict or terminate telephonic, facsimile, Internet or any other electronic transaction privileges at any time.

 INDEMNIFICATION
 Insofar as indemnification for liabilities arising under the Securities Act of
 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

 LEGAL PROCEEDINGS
 As of the date of this Prospectus, American Skandia and its affiliates are not involved in any legal proceedings outside of the ordinary course of business.
 American Skandia and its affiliates are involved in pending and threatened legal proceedings in the normal course of its business, however, we do not anticipate that the outcome of any such legal proceedings will have a material adverse affect on the Separate Account, or American Skandia's ability to meet its obligations under the Annuity, or on the distribution of the Annuity.

 CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION
 The following are the contents of the Statement of Additional Information:

 General Information about American Skandia
 .  American Skandia Life Assurance Corporation
 .  American Skandia Life Assurance Corporation Variable Account B
 .  American Skandia Life Assurance Corporation Separate Account D

 PRINCIPAL UNDERWRITER/DISTRIBUTOR -- AMERICAN SKANDIA MARKETING, INCORPORATED

 Payments made to Promote Sale of our Products

 How the Unit Price is Determined

 Additional Information on Fixed Allocations

 .  How We Calculate the Market Value Adjustment

 General Information

 .    Voting Rights

 .    Modification

 .    Deferral of Transactions

 .    Misstatement of Age or Sex

 .    Ending the Offer

 Annuitization

 Experts

 Legal Experts

 Financial Statements

                                        95

                        This page intentionally left blank

                                                                      APPENDIX A

 APPENDIX A -- CONDENSED FINANCIAL INFORMATION ABOUT SEPARATE ACCOUNT B
 AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

 Separate Account B consists of multiple Sub-accounts. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. All or some of these
 Sub-accounts are available as investment options for other variable annuities we offer pursuant to different prospectuses.

 Unit Prices And Numbers Of Units: The following table shows: (a) the Unit
 Price, as of the dates shown, for Units in each of the Sub-accounts of Separate
 Account B that are being offered pursuant to this Prospectus; and (b) the number of Units outstanding for each such Sub-account as of the dates shown.
 Since November 18, 2002, we have been determining, on a daily basis, multiple
 Unit Prices for each Sub-account of Separate Account B. We compute multiple
 Unit Prices because several of our variable annuities invest in the same
 Sub-accounts, and these annuities deduct varying charges that correspond to each combination of the applicable Insurance Charge, Distribution Charge (when applicable) and the charges for each optional benefit. Where an asset-based charge corresponding to a particular Sub-account within a new annuity product is identical to that in the same Sub-account within an existing annuity, the
 Unit Price for the new annuity will be identical to that of the existing annuity. In such cases, we will for reference purposes depict, in the condensed financial information for the new annuity, Unit Prices of the existing annuity.
 The year in which operations commenced in each such Sub-account is noted in parentheses. To the extent a Sub-account commenced operations during a particular calendar year, the Unit Price as of the end of the period reflects only the partial year results from the commencement of operations until
 December 31st of the applicable year. When a Unit Price was first calculated for a particular Sub-account, we set the price of that Unit at $10.00 per Unit.
 Thereafter, Unit Prices vary based on market performance. Unit Prices and Units are provided for Sub-accounts that commenced operations prior to January 1,
 2005.

                                      A-1

Appendix A -- Condensed Financial Information About Separate Account B continued
APPENDIX A AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

                                                                        Year Ended December 31,
--------------------------------------------------------------------------------------------------------
Sub-account                                                     2004     2003     2002     2001     2000
--------------------------------------------------------------------------------------------------------
Wells Fargo Variable Trust -- International Equity 1 (2000)
  With No Optional Benefits
  Unit Price                                                     --       --       --       --       --
  Number of Units                                                --       --       --       --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                                     --       --       --       --       --
  Number of Units                                                --       --       --       --       --
  With GMWB
  Unit Value                                                     --       --       --       --       --
  Number of Units                                                --       --       --       --       --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                                     --       --       --       --       --
  Number of Units                                                --       --       --       --       --
  With any one of EBP or HAV and GMWB
  Unit Price                                                     --       --       --       --       --
  Number of Units                                                --       --       --       --       --
  With HAV, EBP and GRO Plus
  Unit Price                                                     --       --       --       --       --
  Number of Units                                                --       --       --       --       --
  With HAV, EBP and GMWB
  Unit Value                                                     --       --       --       --       --
  Number of Units                                                --       --       --       --       --
-------------------------------------------------------------------------------------------------------
Wells Fargo Variable Trust -- Small-Cap Growth (2) (1999)
  With No Optional Benefits
  Unit Price                                                     --       --       --       --       --
  Number of Units                                                --       --       --       --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                                     --       --       --       --       --
  Number of Units                                                --       --       --       --       --
  With GMWB
  Unit Value                                                     --       --       --       --       --
  Number of Units                                                --       --       --       --       --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                                     --       --       --       --       --
  Number of Units                                                --       --       --       --       --
  With any one of EBP or HAV and GMWB
  Unit Price                                                     --       --       --       --       --
  Number of Units                                                --       --       --       --       --
  With HAV, EBP and GRO Plus
  Unit Price                                                     --       --       --       --       --
  Number of Units                                                --       --       --       --       --
  With HAV, EBP and GMWB
  Unit Value                                                     --       --       --       --       --
  Number of Units                                                --       --       --       --       --
-------------------------------------------------------------------------------------------------------

                                      A-2

APPENDIX A AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

                                                           Year Ended December 31,
------------------------------------------------------------------------------------------
Sub-account                                     2004       2003     2002     2001     2000
------------------------------------------------------------------------------------------
Wells Fargo Variable Trust -- Growth (3) (1994)
  With No Optional Benefits
  Unit Price                                       --       --       --       --       --
  Number of Units                                  --       --       --       --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                       --       --       --       --       --
  Number of Units                                  --       --       --       --       --
  With GMWB
  Unit Value                                       --       --       --       --       --
  Number of Units                                  --       --       --       --       --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                       --       --       --       --       --
  Number of Units                                  --       --       --       --       --
  With any one of EBP or HAV and GMWB
  Unit Price                                       --       --       --       --       --
  Number of Units                                  --       --       --       --       --
  With HAV, EBP and GRO Plus
  Unit Price                                   $11.01       --       --       --       --
  Number of Units                                 714       --       --       --       --
  With HAV, EBP and GMWB
  Unit Value                                       --       --       --       --       --
  Number of Units                                  --       --       --       --       --
------------------------------------------------------------------------------------------
Wells Fargo Variable Trust -- Large Company Growth (4) (1999)
  With No Optional Benefits
  Unit Price                                       --       --       --       --       --
  Number of Units                                  --       --       --       --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                       --       --       --       --       --
  Number of Units                                  --       --       --       --       --
  With GMWB
  Unit Value                                       --       --       --       --       --
  Number of Units                                  --       --       --       --       --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                       --       --       --       --       --
  Number of Units                                  --       --       --       --       --
  With any one of EBP or HAV and GMWB
  Unit Price                                       --       --       --       --       --
  Number of Units                                  --       --       --       --       --
  With HAV, EBP and GRO Plus
  Unit Price                                   $10.50       --       --       --       --
  Number of Units                               6,708       --       --       --       --
  With HAV, EBP and GMWB
  Unit Value                                       --       --       --       --       --
  Number of Units                                  --       --       --       --       --
------------------------------------------------------------------------------------------

                                      A-3

Appendix A -- Condensed Financial Information About Separate Account B continued
APPENDIX A AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

                                                           Year Ended December 31,
                                                -------------------------------------------
Sub-account                                     2004       2003      2002     2001     2000
-------------------------------------------------------------------------------------------
Wells Fargo Variable Trust -- Equity Value (5) (1998)
  With No Optional Benefits
  Unit Price                                    $ 9.99     $ 9.10     --       --       --
  Number of Units                                1,661      1,838     --       --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                        --         --     --       --       --
  Number of Units                                   --         --     --       --       --
  With GMWB
  Unit Value                                        --         --     --       --       --
  Number of Units                                   --         --     --       --       --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                        --         --     --       --       --
  Number of Units                                   --         --     --       --       --
  With any one of EBP or HAV and GMWB
  Unit Price                                        --         --     --       --       --
  Number of Units                                   --         --     --       --       --
  With HAV, EBP and GRO Plus
  Unit Price                                    $13.37         --     --       --       --
  Number of Units                                  931         --     --       --       --
  With HAV, EBP and GMWB
  Unit Value                                        --         --     --       --       --
  Number of Units                                   --         --     --       --       --
-------------------------------------------------------------------------------------------
Wells Fargo Variable Trust -- Equity Income (6) (1999)
  With No Optional Benefits
  Unit Price                                   $ 17.32    $ 15.79     --       --       --
  Number of Units                               19,612     10,586     --       --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                   $ 13.48    $ 12.32     --       --       --
  Number of Units                               42,381     17,889     --       --       --
  With GMWB
  Unit Value                                   $ 11.74         --     --       --       --
  Number of Units                                2,400         --     --       --       --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                   $ 13.40    $ 12.28     --       --       --
  Number of Units                                4,433      1,089     --       --       --
  With any one of EBP or HAV and GMWB
  Unit Price                                        --         --     --       --       --
  Number of Units                                   --         --     --       --       --
  With HAV, EBP and GRO Plus
  Unit Price                                   $ 13.33    $ 12.25     --       --       --
  Number of Units                               39,530      5,900     --       --       --
  With HAV, EBP and GMWB
  Unit Value                                        --         --     --       --       --
  Number of Units                                   --         --     --       --       --
-------------------------------------------------------------------------------------------

                                      A-4

APPENDIX A AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

                                                        Year Ended December 31,
------------------------------------------------------------------------------------------
Sub-account                                     2004       2003     2002     2001     2000
------------------------------------------------------------------------------------------
Wells Fargo Variable Trust -- Asset Allocation (7) (1994)
  With No Optional Benefits
  Unit Price                                       --       --       --       --       --
  Number of Units                                  --       --       --       --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                       --       --       --       --       --
  Number of Units                                  --       --       --       --       --
  With GMWB
  Unit Value                                       --       --       --       --       --
  Number of Units                                  --       --       --       --       --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                       --       --       --       --       --
  Number of Units                                  --       --       --       --       --
  With any one of EBP or HAV and GMWB
  Unit Price                                       --       --       --       --       --
  Number of Units                                  --       --       --       --       --
  With HAV, EBP and GRO Plus
  Unit Price                                   $11.07       --       --       --       --
  Number of Units                               5,863       --       --       --       --
  With HAV, EBP and GMWB
  Unit Value                                       --       --       --       --       --
  Number of Units                                  --       --       --       --       --
------------------------------------------------------------------------------------------
Wells Fargo Variable Trust -- Total Return Bond (8) (1999)
  With No Optional Benefits
  Unit Price                                       --       --       --       --       --
  Number of Units                                  --       --       --       --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                       --       --       --       --       --
  Number of Units                                  --       --       --       --       --
  With GMWB
  Unit Value                                       --       --       --       --       --
  Number of Units                                  --       --       --       --       --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                       --       --       --       --       --
  Number of Units                                  --       --       --       --       --
  With any one of EBP or HAV and GMWB
  Unit Price                                       --       --       --       --       --
  Number of Units                                  --       --       --       --       --
  With HAV, EBP and GRO Plus
  Unit Price                                   $10.26       --       --       --       --
  Number of Units                               1,190       --       --       --       --
  With HAV, EBP and GMWB
  Unit Value                                       --       --       --       --       --
  Number of Units                                  --       --       --       --       --
------------------------------------------------------------------------------------------

                                      A-5

Appendix A -- Condensed Financial Information About Separate Account B continued

APPENDIX A AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

                                                               Year Ended December 31,
------------------------------------------------------------------------------------------------------
Sub-account                                         2004          2003       2002       2001      2000
------------------------------------------------------------------------------------------------------
AST JP Morgan International Equity Portfolio
  With No Optional Benefits
  Unit Price                                    $      8.24   $      7.13      5.53      6.86     8.99
  Number of Units                                   553,542       362,254   153,652   136,976   33,897
  With any one of GRO Plus, EBP or HAV
  Unit Price                                    $     14.78   $     12.81      9.96        --       --
  Number of Units                                   192,576        57,874    19,651        --       --
  With GMWB
  Unit Value                                    $     12.46   $     10.81        --        --       --
  Number of Units                                    32,632         1,808        --        --       --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                    $     14.70   $     12.77      9.95        --       --
  Number of Units                                    22,423         8,138       293        --       --
  With any one of EBP or HAV and GMWB
  Unit Price                                    $     12.42   $     10.81        --        --       --
  Number of Units                                     1,120           106        --        --       --
  With HAV, EBP and GRO Plus
  Unit Price                                    $     14.62   $     12.74        --        --       --
  Number of Units                                   217,166        17,098        --        --       --
  With HAV, EBP and GMWB
  Unit Value                                             --            --        --        --       --
  Number of Units                                        --            --        --        --       --
------------------------------------------------------------------------------------------------------
AST William Blair International Growth (1997)
  With No Optional Benefits
  Unit Price                                    $     16.42   $     14.32     10.35      14.1    18.68
  Number of Units                                 1,953,908     1,166,396     7,064     5,277    6,782
  With any one of GRO Plus, EBP or HAV
  Unit Price                                    $     15.35   $     13.41      9.72        --       --
  Number of Units                                 1,986,105       470,320    19,565        --       --
  With GMWB
  Unit Value                                    $     12.07   $     10.56        --        --       --
  Number of Units                                   216,886        18,507        --        --       --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                    $     15.26   $     13.38      9.72        --       --
  Number of Units                                   291,719        54,833    16,068        --       --
  With any one of EBP or HAV and GMWB
  Unit Price                                    $     12.03   $     10.56        --        --       --
  Number of Units                                    38,033         6,110        --        --       --
  With HAV, EBP and GRO Plus
  Unit Price                                    $     15.18   $     13.34        --        --       --
  Number of Units                                 1,821,923       103,740        --        --       --
  With HAV, EBP and GMWB
  Unit Value                                    $     12.00            --        --        --       --
  Number of Units                                    19,719            --        --        --       --
------------------------------------------------------------------------------------------------------

                                      A-6

APPENDIX A AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

                                                         Year Ended December 31,
----------------------------------------------------------------------------------------------
Sub-account                                     2004       2003      2002      2001      2000
----------------------------------------------------------------------------------------------
AST LSV International Value (1994)
  With No Optional Benefits
  Unit Price                                 $    7.01   $   5.86      4.43      5.41     8.08
  Number of Units                              233,045     91,736    32,967    29,954   20,311
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $   15.40   $  12.92       9.8        --       --
  Number of Units                               76,147     20,245     4,776        --       --
  With GMWB
  Unit Value                                 $   12.85         --        --        --       --
  Number of Units                                5,183         --        --        --       --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $   15.32   $  12.88      9.79        --       --
  Number of Units                                6,471        632       279        --       --
  With any one of EBP or HAV and GMWB
  Unit Price                                 $   12.81         --        --        --       --
  Number of Units                                6,010         --        --        --       --
  With HAV, EBP and GRO Plus
  Unit Price                                 $   15.24   $  12.85        --        --       --
  Number of Units                               69,494      5,504        --        --       --
  With HAV, EBP and GMWB
  Unit Value                                        --         --        --        --       --
  Number of Units                                   --         --        --        --       --
----------------------------------------------------------------------------------------------
AST MFS Global Equity (1999)
  With No Optional Benefits
  Unit Price                                 $   10.98   $   9.40      7.48      8.64     9.72
  Number of Units                              213,485    123,219    46,925    49,536   23,151
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $   14.42   $  12.36      9.87       --       --
  Number of Units                              143,889     34,777     1,488       --       --
  With GMWB
  Unit Value                                 $   12.54   $  10.76       --        --       --
  Number of Units                               17,891        421       --        --       --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $   14.34   $  12.33       --        --       --
  Number of Units                               19,007        416       --        --       --
  With any one of EBP or HAV and GMWB
  Unit Price                                 $   12.50         --       --        --       --
  Number of Units                                3,805         --       --        --       --
  With HAV, EBP and GRO Plus
  Unit Price                                 $   14.26   $  12.29       --        --       --
  Number of Units                               98,046      4,306       --        --       --
  With HAV, EBP and GMWB
  Unit Value                                        --         --       --        --       --
  Number of Units                                   --         --       --        --       --
----------------------------------------------------------------------------------------------

                                      A-7

Appendix A -- Condensed Financial Information About Separate Account B continued
APPENDIX A AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

                                                                        Year Ended December 31,
----------------------------------------------------------------------------------------------------------------------------
Sub-account                                         2004           2003           2002           2001          2000
----------------------------------------------------------------------------------------------------------------------------
AST State Street Research Small-Cap Growth (9)
  With No Optional Benefits
  Unit Price                                     $  15.97      $  17.38           12.12         18.7           20.25
  Number of Units                                 107,136       145,364           6,331        2,439             978
  With any one of GRO Plus, EBP or HAV
  Unit Price                                     $  12.43      $  13.56            9.48           --             --
  Number of Units                                  82,128        52,103           6,251           --             --
  With GMWB
  Unit Value                                     $   9.43      $  10.30              --           --             --
  Number of Units                                   8,600         3,356              --           --             --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                     $  12.37      $  13.53              --           --             --
  Number of Units                                  40,854         8,575              --           --             --
  With any one of EBP or HAV and GMWB
  Unit Price                                     $   9.40            --              --           --             --
  Number of Units                                   3,927            --              --           --             --
  With HAV, EBP and GRO Plus
  Unit Price                                     $  12.30      $  13.49              --
  Number of Units                                 113,913         9,676              --
  With HAV, EBP and GMWB
  Unit Value                                          --             --              --           --             --
  Number of Units                                     --             --              --           --             --
----------------------------------------------------------------------------------------------------------------------------
AST DeAM Small-Cap Growth (1999)
  With No Optional Benefits
  Unit Price                                     $   7.41      $   6.86            4.71         6.48           9.17
  Number of Units                                 293,384       258,089          44,611       41,602         35,743
  With any one of GRO Plus, EBP or HAV
  Unit Price                                     $  15.23      $  14.13            9.72           --             --
  Number of Units                                  78,039        27,101           2,506           --             --
  With GMWB
  Unit Value                                     $  11.15      $  10.36              --           --             --
  Number of Units                                  15,137         1,850              --           --             --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                     $  15.15      $  14.09            9.72           --             --
  Number of Units                                  35,100         7,018             277           --             --
  With any one of EBP or HAV and GMWB
  Unit Price                                     $  11.12      $  10.35              --           --             --
  Number of Units                                   3,898         1,939              --           --             --
  With HAV, EBP and GRO Plus
  Unit Price                                     $  15.07      $  14.05              --           --             --
  Number of Units                                  56,414         1,850              --           --             --
  With HAV, EBP and GMWB
  Unit Value                                           --            --              --           --             --
  Number of Units                                      --            --              --           --             --
----------------------------------------------------------------------------------------------------------------------------

                                      A-8

APPENDIX A AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

                                                                    Year Ended December 31,
----------------------------------------------------------------------------------------------------------------------------
Sub-account                                      2004            2003          2002           2001           2000
----------------------------------------------------------------------------------------------------------------------------
AST Federated Aggressive Growth (2000)
  With No Optional Benefits
  Unit Price                                 $    10.12      $   8.33           4.98           7.12          9.08
  Number of Units                             1,169,995       859,909         25,040         10,912           243
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $    19.97      $  16.47           9.87             --            --
  Number of Units                               633,435       164,946         14,007             --            --
  With GMWB
  Unit Value                                 $    12.78      $  10.55             --             --            --
  Number of Units                                70,619         8,491             --             --            --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $    19.86      $  16.42           9.86             --            --
  Number of Units                                77,506        18,658          5,370             --            --
  With any one of EBP or HAV and GMW  B
  Unit Price                                 $    12.74      $  10.55             --             --            --
  Number of Units                                12,031         1,546             --             --            --
  With HAV, EBP and GRO Plus
  Unit Price                                 $    19.75      $  16.38             --             --            --
  Number of Units                               562,771        37,078             --             --            --
  With HAV, EBP and GMWB
  Unit Value                                 $    12.70            --             --             --            --
  Number of Units                                 6,328            --             --             --            --
----------------------------------------------------------------------------------------------------------------------------
AST Small-Cap Value (1997)
  With No Optional Benefits
  Unit Price                                 $    16.64      $  14.47          10.79          12.06         11.41
  Number of Units                             1,293,786       962,965         66,744         33,608        15,339
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $    15.47      $  13.49          10.09             --            --
  Number of Units                             1,067,140       344,340         32,914             --            --
  With GMWB
  Unit Value                                 $    12.24      $  10.69             --             --            --
  Number of Units                               120,010        14,484             --             --            --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $    15.39      $  13.45          10.08             --            --
  Number of Units                               141,679        37,207          6,048             --            --
  With any one of EBP or HAV and GMW  B
  Unit Price                                 $    12.21      $  10.68             --             --            --
  Number of Units                                16,803         2,140             --             --            --
  With HAV, EBP and GRO Plus
  Unit Price                                 $    15.31      $  13.41             --             --            --
  Number of Units                             1,007,926       100,155             --             --            --
  With HAV, EBP and GMWB
  Unit Value                                 $    12.17            --             --             --            --
  Number of Units                                 7,974            --             --             --            --
----------------------------------------------------------------------------------------------------------------------------

                                      A-9

Appendix A -- Condensed Financial Information About Separate Account B continued

APPENDIX A AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

                                                                     Year Ended December 31,
----------------------------------------------------------------------------------------------------------------------------
Sub-account                                      2004             2003            2002           2001          2000
----------------------------------------------------------------------------------------------------------------------------
AST DeAM Small-Cap Value (2002)
  With No Optional Benefits
  Unit Price                                 $     13.13      $     10.89            7.69            --            --
  Number of Units                                138,078          131,066             124            --            --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $     17.14      $     14.25           10.09            --            --
  Number of Units                                 91,275           30,696           1,519            --            --
  With GMWB
  Unit Value                                 $     12.85      $     10.70              --            --            --
  Number of Units                                  9,395            1,456              --            --            --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $     17.05      $     14.21              --            --            --
  Number of Units                                 39,619            7,542              --            --            --
  With any one of EBP or HAV and GMWB
  Unit Price                                 $     12.81               --              --            --            --
  Number of Units                                  4,319               --              --            --            --
  With HAV, EBP and GRO Plus
  Unit Price                                 $     16.96      $     14.17              --            --            --
  Number of Units                                236,402           10,756              --            --            --
  With HAV, EBP and GMWB
  Unit Value                                          --               --              --            --            --
  Number of Units                                     --               --              --            --            --
----------------------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Mid-Cap Growth (2000)
  With No Optional Benefits
  Unit Price                                 $     4.44      $     3.87           2.98          4.15          7.03
  Number of Units                             2,232,502       1,535,565         28,812        17,882         2,473
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $    14.68      $    12.81           9.88            --            --
  Number of Units                               633,571         170,457         11,936            --            --
  With GMWB
  Unit Value                                 $    12.05      $    10.52             --            --            --
  Number of Units                                55,808           4,600             --            --            --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $    14.60      $    12.77           9.88            --            --
  Number of Units                               102,613          20,463          5,904            --            --
  With any one of EBP or HAV and GMWB
  Unit Price                                 $    12.01      $    10.51             --            --            --
  Number of Units                                10,211           2,424             --            --            --
  With HAV, EBP and GRO Plus
  Unit Price                                 $    14.52      $    12.73             --            --            --
  Number of Units                               516,261          37,400             --            --            --
  With HAV, EBP and GMWB
  Unit Value                                 $    11.97              --             --            --            --
  Number of Units                                 5,270              --             --            --            --
----------------------------------------------------------------------------------------------------------------------------

                                      A-10

APPENDIX A AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

                                                                      Year Ended December 31,
----------------------------------------------------------------------------------------------------------------------------
Sub-account                                        2004            2003          2002           2001           2000
----------------------------------------------------------------------------------------------------------------------------
AST Neuberger Berman Mid-Cap Growth (1994)
  With No Optional Benefits
  Unit Price                                   $   7.14      $   6.23           4.83           7.11          9.71
  Number of Units                               555,160       371,267         56,712         51,711        36,882
  With any one of GRO Plus, EBP or HAV
  Unit Price                                   $  13.99      $  12.24           9.52             --            --
  Number of Units                               238,963        96,132          4,640             --            --
  With GMWB
  Unit Value                                   $  11.83            --             --             --            --
  Number of Units                                20,882            --             --             --            --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                   $  13.92      $  12.20           9.51             --            --
  Number of Units                                25,256        12,416            915             --            --
  With any one of EBP or HAV and GMWB
  Unit Price                                   $  11.80            --             --             --            --
  Number of Units                                 4,925            --             --             --            --
  With HAV, EBP and GRO Plus
  Unit Price                                   $  13.84      $  12.17             --             --            --
  Number of Units                               153,923        16,702             --             --            --
  With HAV, EBP and GMWB
  Unit Value                                         --            --             --             --            --
  Number of Units                                    --            --             --             --            --
----------------------------------------------------------------------------------------------------------------------------
AST Neuberger Berman Mid-Cap Value (1993)
  With No Optional Benefits
  Unit Price                                   $    16.76      $  13.82          10.26          11.62         12.13
  Number of Units                               1,116,503       781,348         69,657         56,219        16,574
  With any one of GRO Plus, EBP or HAV
  Unit Price                                   $    16.22      $  13.40           9.98             --            --
  Number of Units                                 989,311       268,150         16,671             --            --
  With GMWB
  Unit Value                                   $    13.12      $  10.86             --             --            --
  Number of Units                                 108,730         7,071             --             --            --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                   $    16.13      $  13.37           9.98             --            --
  Number of Units                                 173,241        40,022          5,947             --            --
  With any one of EBP or HAV and GMWB
  Unit Price                                   $    13.08      $  10.85             --             --            --
  Number of Units                                  22,361         4,186             --             --            --
  With HAV, EBP and GRO Plus
  Unit Price                                   $    16.04      $  13.33             --             --            --
  Number of Units                                 937,314        87,253             --             --            --
  With HAV, EBP and GMWB
  Unit Value                                   $    13.04            --             --             --            --
  Number of Units                                   6,141            --             --             --            --
----------------------------------------------------------------------------------------------------------------------------

                                      A-11

Appendix A -- Condensed Financial Information About Separate Account B continued

APPENDIX A AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

                                                                   Year Ended December 31,
---------------------------------------------------------------------------------------------------------------------------
Sub-account                                     2004          2003          2002           2001           2000
----------------------------------------------------------------------------------------------------------------------------
AST Alger All-Cap Growth (2000)
  With No Optional Benefits
  Unit Price                                 $   6.49     $   6.06           4.53           7.14          8.68
  Number of Units                             214,092      200,264         61,001         56,649        30,915
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $  13.36     $  12.50           9.37             --            --
  Number of Units                             123,773       34,250          1,959             --            --
  With GMWB
  Unit Value                                 $  10.85           --             --             --            --
  Number of Units                               6,727           --             --             --            --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $  13.29     $  12.47             --             --            --
  Number of Units                               7,519        2,323             --             --            --
  With any one of EBP or HAV and GMWB
  Unit Price                                       --           --             --             --            --
  Number of Units                                  --           --             --             --            --
  With HAV, EBP and GRO Plus
  Unit Price                                 $  13.22     $  12.43             --             --            --
  Number of Units                             119,566       10,356             --             --            --
  With HAV, EBP and GMWB
  Unit Value                                 $  10.79           --             --             --            --
  Number of Units                                 964           --             --             --            --
--------------------------------------------------------------------------------------------------------------------------
AST Gabelli All-Cap Value (2000)
  With No Optional Benefits
  Unit Price                                 $  11.63     $  10.21           7.61           9.72         10.07
  Number of Units                             256,401      140,873         38,982         26,857        12,895
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $  15.27     $  13.44          10.05             --            --
  Number of Units                             122,314       33,721          2,516             --            --
  With GMWB
  Unit Value                                 $  12.24     $  10.79             --             --            --
  Number of Units                               4,942        1,880             --             --            --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $  15.19     $  13.41             --             --            --
  Number of Units                               9,727        2,046             --             --            --
  With any one of EBP or HAV and GMWB
  Unit Price                                 $  12.21           --             --             --            --
  Number of Units                               6,426           --             --             --            --
  With HAV, EBP and GRO Plus
  Unit Price                                 $  15.11     $  13.37             --             --            --
  Number of Units                             116,474       12,627             --             --            --
  With HAV, EBP and GMWB
  Unit Value                                 $  12.17           --             --             --            --
  Number of Units                               1,376           --             --             --            --
---------------------------------------------------------------------------------------------------------------------------

                                      A-12

APPENDIX A AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

                                                                      Year Ended December 31,
----------------------------------------------------------------------------------------------------------------------------
Sub-account                                       2004           2003           2002           2001          2000
----------------------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Natural Resources (1995)
  With No Optional Benefits
  Unit Price                                   $  17.81      $  13.75           10.42         11.18          11.24
  Number of Units                               192,336        75,013           4,994         1,879             --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                   $  17.75      $  13.74           10.44            --             --
  Number of Units                               148,837        20,929           1,940            --             --
  With GMWB
  Unit Value                                   $  14.52      $  11.25              --            --             --
  Number of Units                                15,011         1,184              --            --             --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                   $  17.65      $  13.70              --            --             --
  Number of Units                                37,223         1,910              --            --             --
  With any one of EBP or HAV and GMWB
  Unit Price                                   $  14.48            --              --            --             --
  Number of Units                                 1,819            --              --            --             --
  With HAV, EBP and GRO Plus
  Unit Price                                   $  17.56      $  13.66              --            --             --
  Number of Units                               172,186        24,634              --            --             --
  With HAV, EBP and GMWB
  Unit Value                                         --            --              --            --             --
  Number of Units                                    --            --              --            --             --
--------------------------------------------------------------------------------------------------------------------------
AST Alliance Growth (10) (1996)
  With No Optional Benefits
  Unit Price                                   $   6.19      $   5.93            4.86          7.12           8.46
  Number of Units                               326,194       263,698         106,056       106,762         97,356
  With any one of GRO Plus, EBP or HAV
  Unit Price                                   $  11.86      $  11.39            9.35            --             --
  Number of Units                                70,775        28,954           1,038            --             --
  With GMWB
  Unit Value                                   $  10.69      $  10.27              --            --             --
  Number of Units                                21,990         7,530              --            --             --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                   $  11.80      $  11.35            9.34            --             --
  Number of Units                                 7,799         4,138             618            --             --
  With any one of EBP or HAV and GMWB
  Unit Price                                   $  10.66            --              --            --             --
  Number of Units                                   941            --              --            --             --
  With HAV, EBP and GRO Plus
  Unit Price                                   $  11.73      $  11.32              --            --             --
  Number of Units                                84,417         2,206              --            --             --
  With HAV, EBP and GMWB
  Unit Value                                         --            --              --            --             --
  Number of Units                                    --            --              --            --             --
----------------------------------------------------------------------------------------------------------------------------

                                      A-13

APPENDIX A

Appendix A -- Condensed Financial Information About Separate Account B continued

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

                                                                      Year Ended December 31,
                                            ---------------------------------------------------------------------------
Sub-account                                      2004             2003            2002           2001          2000
----------------------------------------------------------------------------------------------------------------------------
AST MFS Growth (1999)
  With No Optional Benefits
  Unit Price                                 $     7.04      $     6.44            5.31          7.48           9.68
  Number of Units                               791,823         893,170         112,701        47,656          3,089
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $    12.50      $    11.47            9.47           --             --
  Number of Units                               305,582         188,109          18,241            --             --
  With GMWB
  Unit Value                                 $    11.13      $    10.22              --            --             --
  Number of Units                                21,410           7,308              --            --             --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $    12.43      $    11.43              --            --             --
  Number of Units                                26,773           6,479              --            --             --
  With any one of EBP or HAV and GMWB
  Unit Price                                 $    11.09      $    10.21              --            --             --
  Number of Units                                 4,350           1,319              --            --             --
  With HAV, EBP and GRO Plus
  Unit Price                                 $    12.37      $    11.40              --            --             --
  Number of Units                               304,760          18,900              --            --             --
  With HAV, EBP and GMWB
  Unit Value                                         --              --              --            --             --
  Number of Units                                    --              --              --            --             --
--------------------------------------------------------------------------------------------------------------------------
AST Marsico Capital Growth (1997)
  With No Optional Benefits
  Unit Price                                 $     9.67      $     8.46             6.5           7.8           10.09
  Number of Units                             5,717,404       4,075,719         228,033       182,904         114,992
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $    14.07      $    12.35            9.52            --             --
  Number of Units                             3,543,456       1,021,520          78,038            --             --
  With GMWB
  Unit Value                                 $    11.74      $    10.31              --            --             --
  Number of Units                               386,737          35,775              --            --             --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $    14.00      $    12.32            9.52            --             --
  Number of Units                               479,057         126,883          26,662            --             --
  With any one of EBP or HAV and GMWB
  Unit Price                                 $    11.70      $    10.31              --            --             --
  Number of Units                                73,444          10,353              --            --             --
  With HAV, EBP and GRO Plus
  Unit Price                                 $    13.92      $    12.28              --            --             --
  Number of Units                             3,136,818         215,988              --            --             --
  With HAV, EBP and GMWB
  Unit Value                                 $    11.66              --              --            --             --
  Number of Units                                32,384              --              --            --             --
---------------------------------------------------------------------------------------------------------------------------

                                      A-14

APPENDIX A AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

                                                                       Year Ended December 31,
----------------------------------------------------------------------------------------------------------------------------
Sub-account                                         2004          2003          2002           2001           2000
----------------------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Concentrated Growth (1992)
  With No Optional Benefits
  Unit Price                                     $   4.68     $   4.57           3.69           5.33           7.9
  Number of Units                                 733,920      604,491        405,437        404,404        235,747
  With any one of GRO Plus, EBP or HAV
  Unit Price                                     $  11.93     $  11.68           9.47             --             --
  Number of Units                                 162,830       30,932          1,309             --             --
  With GMWB
  Unit Value                                     $  10.66           --             --             --             --
  Number of Units                                   8,927           --             --             --             --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                     $  11.86     $  11.65             --             --             --
  Number of Units                                  25,285        2,681             --             --             --
  With any one of EBP or HAV and GMWB
  Unit Price                                     $  10.63           --             --             --             --
  Number of Units                                     884           --             --             --             --
  With HAV, EBP and GRO Plus
  Unit Price                                     $  11.80     $  11.61             --             --             --
  Number of Units                                 122,739       17,452             --             --             --
  With HAV, EBP and GMWB
  Unit Value                                           --           --             --             --             --
  Number of Units                                      --           --             --             --             --
AST DeAM Large-Cap Value (2000)
  With No Optional Benefits
  Unit Price                                     $  11.18     $   9.58           7.67           9.17           9.83
  Number of Units                                 191,637       85,554          7,126          1,696            442
  With any one of GRO Plus, EBP or HAV
  Unit Price                                     $  14.49     $  12.45           9.98             --             --
  Number of Units                                 114,540       40,259          4,779             --             --
  With GMWB
  Unit Value                                     $  12.39     $  10.66             --             --             --
  Number of Units                                  19,713        2,495             --             --             --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                     $  14.41     $  12.41             --             --             --
  Number of Units                                  46,811        6,103             --             --             --
  With any one of EBP or HAV and GMWB
  Unit Price                                     $  12.35           --             --             --             --
  Number of Units                                   6,736           --             --             --             --
  With HAV, EBP and GRO Plus
  Unit Price                                     $  14.33     $  12.38             --             --             --
  Number of Units                                 175,087        9,674             --             --             --
  With HAV, EBP and GMWB
  Unit Value                                           --           --             --             --             --
  Number of Units                                      --           --             --             --             --
---------------------------------------------------------------------------------------------------------------------------

                                      A-15

Appendix A -- Condensed Financial Information About Separate Account B continued

APPENDIX A AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

                                                                       Year Ended December 31,
----------------------------------------------------------------------------------------------------------------------------
Sub-account                                            2004          2003          2002           2001        2000
----------------------------------------------------------------------------------------------------------------------------
AST Alliance/Bernstein Growth + Value (11) (2001)
  With No Optional Benefits
  Unit Price                                        $   9.66     $   8.89           7.14        9.64        --
  Number of Units                                    194,363      137,293         37,810          --        --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                        $  13.19     $  12.16           9.79          --        --
  Number of Units                                     71,486       29,927          2,021          --        --
  With GMWB
  Unit Value                                        $  11.28           --             --          --        --
  Number of Units                                     16,087           --             --          --        --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                        $  13.12     $  12.13             --          --        --
  Number of Units                                      9,651        2,379             --          --        --
  With any one of EBP or HAV and GMWB
  Unit Price                                        $  11.24           --             --          --        --
  Number of Units                                      1,922           --             --          --        --
  With HAV, EBP and GRO Plus
  Unit Price                                        $  13.05     $  12.09             --          --        --
  Number of Units                                     72,365        5,118             --          --        --
  With HAV, EBP and GMWB
  Unit Value                                              --           --             --          --        --
  Number of Units                                         --           --             --          --        --
--------------------------------------------------------------------------------------------------------------------------
AST Sanford Bernstein Core Value (12) (2001)
  With No Optional Benefits
  Unit Price                                        $  12.28     $  10.91           8.61       10.05        --
  Number of Units                                    603,508      453,569         82,054      18,453        --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                        $  14.30     $  12.75          10.09          --        --
  Number of Units                                    243,464       91,128         65,721          --        --
  With GMWB
  Unit Value                                        $  12.00     $  10.70             --          --        --
  Number of Units                                     45,483        4,032             --          --        --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                        $  14.23     $  12.71          10.08          --        --
  Number of Units                                     51,451       16,568         25,273          --        --
  With any one of EBP or HAV and GMWB
  Unit Price                                        $  11.96     $  10.70             --          --        --
  Number of Units                                      7,978        1,276             --          --        --
  With HAV, EBP and GRO Plus
  Unit Price                                        $  14.15     $  12.67             --          --        --
  Number of Units                                    220,419       11,518             --          --        --
  With HAV, EBP and GMWB
  Unit Value                                        $  11.92           --             --          --        --
  Number of Units                                      1,051           --             --          --        --
---------------------------------------------------------------------------------------------------------------------------

                                      A-16

APPENDIX A AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

                                                                             Year Ended December 31,
-----------------------------------------------------------------------------------------------------------------------------
Sub-account                                              2004           2003           2002           2001           2000
----------------------------------------------------------------------------------------------------------------------------
AST Cohen & Steers Realty (1998)
  With No Optional Benefits
  Unit Price                                          $  22.03      $  16.17           11.91          11.75          11.57
  Number of Units                                      281,181       149,582          25,464         16,487         16,557
  With any one of GRO Plus, EBP or HAV
  Unit Price                                          $  19.00      $  13.99           10.33             --             --
  Number of Units                                      304,865        61,714           1,341             --             --
  With GMWB
  Unit Value                                          $  14.23      $  10.48              --             --             --
  Number of Units                                       36,159         4,313              --             --             --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                          $  18.90      $  13.95              --             --             --
  Number of Units                                       41,357         5,221              --             --             --
  With any one of EBP or HAV and GMWB
  Unit Price                                          $  14.19            --              --             --             --
  Number of Units                                        2,049            --              --             --             --
  With HAV, EBP and GRO Plus
  Unit Price                                          $  18.80      $  13.91              --             --             --
  Number of Units                                      184,027        13,615              --             --             --
  With HAV, EBP and GMWB
  Unit Value                                                --            --              --             --             --
  Number of Units                                           --            --              --             --             --
--------------------------------------------------------------------------------------------------------------------------
AST Sanford Bernstein Managed Index 500 (13) (1998)
  With No Optional Benefits
  Unit Price                                          $   8.99      $   8.28            6.59           8.41           9.46
  Number of Units                                      642,882       554,156          90,506         39,414          9,941
  With any one of GRO Plus, EBP or HAV
  Unit Price                                          $  13.33      $  12.31            9.81             --             --
  Number of Units                                      220,398        82,843           3,351             --             --
  With GMWB
  Unit Value                                          $  11.44      $  10.57              --             --             --
  Number of Units                                       18,801           853              --             --             --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                          $  13.26      $  12.27            9.81             --             --
  Number of Units                                       12,699         2,937             681             --             --
  With any one of EBP or HAV and GMWB
  Unit Price                                          $  11.41      $  10.57              --             --             --
  Number of Units                                        4,398           644              --             --             --
  With HAV, EBP and GRO Plus
  Unit Price                                          $  13.19      $  12.24              --             --             --
  Number of Units                                      389,368        16,957              --             --             --
  With HAV, EBP and GMWB
  Unit Value                                                --            --              --             --             --
  Number of Units                                           --            --              --             --             --
----------------------------------------------------------------------------------------------------------------------------

                                      A-17

Appendix A -- Condensed Financial Information About Separate Account B continued

APPENDIX A AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

                                                                         Year Ended December 31,
---------------------------------------------------------------------------------------------------------------------------
Sub-account                                         2004             2003            2002           2001           2000
----------------------------------------------------------------------------------------------------------------------------
AST American Century Income & Growth (1997)
  With No Optional Benefits
  Unit Price                                    $    9.48         $   8.52            6.7           8.47          9.36
  Number of Units                                 613,910          339,653        124,168        113,372        70,887
  With any one of GRO Plus, EBP or HAV
  Unit Price                                    $   13.92         $  12.56            9.9             --            --
  Number of Units                                 233,605           63,878            813             --            --
  With GMWB
  Unit Value                                    $   11.85         $  10.70             --             --            --
  Number of Units                                  45,084            2,828             --             --            --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                    $   13.85         $  12.52             --             --            --
  Number of Units                                  39,945           11,533             --             --            --
  With any one of EBP or HAV and GMWB
  Unit Price                                    $   11.82         $  10.69             --             --            --
  Number of Units                                   3,722            2,487             --             --            --
  With HAV, EBP and GRO Plus
  Unit Price                                    $   13.77         $  12.48             --             --            --
  Number of Units                                 198,789            2,386             --             --            --
  With HAV, EBP and GMWB
  Unit Value                                           --               --             --             --            --
  Number of Units                                      --               --             --             --            --
--------------------------------------------------------------------------------------------------------------------------
AST Alliance Growth and Income (14) (1992)
  With No Optional Benefits
  Unit Price                                    $    11.24      $    10.25           7.84          10.35         10.53
  Number of Units                                4,119,501       3,076,626        142,152        205,232        34,439
  With any one of GRO Plus, EBP or HAV
  Unit Price                                    $    14.03      $    12.83           9.84             --            --
  Number of Units                                3,211,199         932,323         18,189             --            --
  With GMWB
  Unit Value                                    $    11.63      $    10.64             --             --            --
  Number of Units                                  361,569          38,248             --             --            --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                    $    13.96      $    12.80           9.83             --            --
  Number of Units                                  421,261         106,644            717             --            --
  With any one of EBP or HAV and GMWB
  Unit Price                                    $    11.59      $    10.64             --             --            --
  Number of Units                                   53,860          10,811             --             --            --
  With HAV, EBP and GRO Plus
  Unit Price                                    $    13.88      $    12.76             --             --            --
  Number of Units                                2,899,917         187,011             --             --            --
  With HAV, EBP and GMWB
  Unit Value                                    $    11.55              --             --             --            --
  Number of Units                                   32,525              --             --             --            --
--------------------------------------------------------------------------------------------------------------------------

                                      A-18

APPENDIX A AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

                                                                    Year Ended December 31,
--------------------------------------------------------------------------------------------------------------------------
Sub-account                                     2004           2003          2002           2001           2000
--------------------------------------------------------------------------------------------------------------------------
AST Hotchkis & Wiley Large-Cap Value
  With No Optional Benefits
  Unit Price                                 $  10.25       $   8.99          7.59           9.31          10.32
  Number of Units                             417,314        204,589        44,419         44,212          8,596
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $  13.30       $  11.70           9.9             --             --
  Number of Units                             126,725         38,215         5,087             --             --
  With GMWB
  Unit Value                                 $  11.88             --            --             --             --
  Number of Units                              27,234             --            --             --             --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $  13.23       $  11.67           9.9             --             --
  Number of Units                              49,033         11,538           200             --             --
  With any one of EBP or HAV and GMWB
  Unit Price                                 $  11.84       $  10.45            --             --             --
  Number of Units                               9,024          1,288            --             --             --
  With HAV, EBP and GRO Plus
  Unit Price                                 $  13.16       $  11.63            --             --             --
  Number of Units                             173,888         21,961            --             --             --
  With HAV, EBP and GMWB
  Unit Value                                        --            --            --             --             --
  Number of Units                                   --            --            --             --             --
--------------------------------------------------------------------------------------------------------------------------
AST DeAM Global Allocation (15) (1993)
  With No Optional Benefits
  Unit Price                                 $   9.55      $    8.71          7.38           8.84          10.14
  Number of Units                              78,619         61,801        34,451         38,208         30,678
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $  12.81      $   11.70          9.94             --             --
  Number of Units                              16,079          1,832            67             --             --
  With GMWB
  Unit Value                                 $  11.35             --            --             --             --
  Number of Units                               4,895             --            --             --             --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $  12.74      $   11.67            --             --             --
  Number of Units                              14,649          1,259            --             --             --
  With any one of EBP or HAV and GMWB
  Unit Price                                       --             --            --             --             --
  Number of Units                                  --             --            --             --             --
  With HAV, EBP and GRO Plus
  Unit Price                                 $  12.67      $   11.64            --             --             --
  Number of Units                              35,622            483            --             --             --
  With HAV, EBP and GMWB
  Unit Value                                       --             --            --             --             --
  Number of Units                                  --             --            --             --             --
--------------------------------------------------------------------------------------------------------------------------

                                      A-19

Appendix A -- Condensed Financial Information About Separate Account B continued

APPENDIX A AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

                                                                         Year Ended December 31,
--------------------------------------------------------------------------------------------------------------------------
Sub-account                                           2004           2003          2002           2001          2000
--------------------------------------------------------------------------------------------------------------------------
AST American Century Strategic Balanced (1997)
  With No Optional Benefits
  Unit Price                                       $  10.56      $   9.81          8.36          9.38          9.87
  Number of Units                                   146,721       115,095         5,490         4,905         1,725
  With any one of GRO Plus, EBP or HAV
  Unit Price                                       $  12.54      $  11.68          9.97            --            --
  Number of Units                                   102,109        30,366         2,914            --            --
  With GMWB
  Unit Value                                       $  11.10            --            --            --            --
  Number of Units                                     2,728            --            --            --            --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                       $  12.47      $  11.64            --            --            --
  Number of Units                                    10,605         1,824            --            --            --
  With any one of EBP or HAV and GMWB
  Unit Price                                       $  11.06            --            --            --            --
  Number of Units                                     2,700            --            --            --            --
  With HAV, EBP and GRO Plus
  Unit Price                                       $  12.40      $  11.61            --            --            --
  Number of Units                                   175,763        18,977            --            --            --
  With HAV, EBP and GMWB
  Unit Value                                             --            --            --            --            --
  Number of Units                                        --            --            --            --            --
-------------------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Asset Allocation (1994)
  With No Optional Benefits
  Unit Price                                       $  11.39      $  10.37          8.47          9.52         10.12
  Number of Units                                   357,085       222,150        13,799        13,152         2,412
  With any one of GRO Plus, EBP or HAV
  Unit Price                                       $  13.33      $  12.18          9.97            --            --
  Number of Units                                   202,648        83,496         4,012            --            --
  With GMWB
  Unit Value                                       $  11.48      $  10.49            --            --            --
  Number of Units                                    57,827           427            --            --            --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                       $  13.26      $  12.14            --            --            --
  Number of Units                                    27,099        12,666            --            --            --
  With any one of EBP or HAV and GMWB
  Unit Price                                       $  11.44      $  10.49            --            --            --
  Number of Units                                     4,487         2,847            --            --            --
  With HAV, EBP and GRO Plus
  Unit Price                                       $  13.19      $  12.11            --            --            --
  Number of Units                                   349,177        27,414            --            --            --
  With HAV, EBP and GMWB
  Unit Value                                       $  11.41            --            --            --            --
  Number of Units                                     1,537            --            --            --            --
------------------------------------------------------------------------------------------------------------------------

                                      A-20

APPENDIX A AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

                                                                    Year Ended December 31,
--------------------------------------------------------------------------------------------------------------------------
Sub-account                                     2004           2003           2002           2001           2000
--------------------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Global Bond (1994)
  With No Optional Benefits
  Unit Price                                 $  14.73      $  13.73          12.32          10.84          10.7
  Number of Units                             657,913       289,862         36,987         16,390            --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $  12.27      $  11.47          10.32             --            --
  Number of Units                             759,419        92,875          2,954             --            --
  With GMWB
  Unit Value                                 $  11.06      $  10.35             --             --            --
  Number of Units                              85,967         7,131             --             --            --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $  12.21      $  11.44          10.31             --            --
  Number of Units                             103,452        13,487          4,861             --            --
  With any one of EBP or HAV and GMWB
  Unit Price                                 $  11.03      $  10.34             --             --            --
  Number of Units                               9,789         1,457             --             --            --
  With HAV, EBP and GRO Plus
  Unit Price                                 $  12.14      $  11.40             --             --            --
  Number of Units                             712,411        24,361             --             --            --
  With HAV, EBP and GMWB
  Unit Value                                 $  11.00            --             --             --            --
  Number of Units                               9,975            --             --             --            --
------------------------------------------------------------------------------------------------------------------------
AST Goldman Sachs High Yield Portfolio
  With No Optional Benefits
  Unit Price                                 $  12.06      $  10.99           9.16           9.27          9.37
  Number of Units                             957,756       906,947         73,614         45,297        12,929
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $  13.46      $  12.30          10.27             --            --
  Number of Units                             395,118       144,343          2,990             --            --
  With GMWB
  Unit Value                                 $  11.37      $  10.40             --             --            --
  Number of Units                              51,737        11,264             --             --            --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $  13.38      $  12.26             --             --            --
  Number of Units                              46,959        12,603             --             --            --
  With any one of EBP or HAV and GMWB
  Unit Price                                 $  11.34      $  10.40             --             --            --
  Number of Units                               6,217         3,250             --             --            --
  With HAV, EBP and GRO Plus
  Unit Price                                 $  13.31      $  12.23             --             --            --
  Number of Units                             426,333        27,535             --             --            --
  With HAV, EBP and GMWB
  Unit Value                                       --            --             --             --            --
  Number of Units                                  --            --             --             --            --
------------------------------------------------------------------------------------------------------------------------

                                      A-21

Appendix A -- Condensed Financial Information About Separate Account B continued

APPENDIX A AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

                                                                      Year Ended December 31,
--------------------------------------------------------------------------------------------------------------------------
Sub-account                                      2004             2003            2002           2001          2000
--------------------------------------------------------------------------------------------------------------------------
AST Lord Abbett Bond-Debenture (2000)
  With No Optional Benefits
  Unit Price                                 $    12.71      $   11.98          10.22          10.3          10.13
  Number of Units                             1,012,739        814,135         43,077        16,628            425
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $    12.67      $   11.97          10.24            --             --
  Number of Units                               733,436        309,328         27,024            --             --
  With GMWB
  Unit Value                                 $    11.00      $   10.41             --            --             --
  Number of Units                                92,187         12,397             --            --             --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $    12.60      $   11.94          10.23            --             --
  Number of Units                               108,071         20,920            274            --             --
  With any one of EBP or HAV and GMWB
  Unit Price                                 $    10.97      $   10.41             --            --             --
  Number of Units                                14,516          1,266             --            --             --
  With HAV, EBP and GRO Plus
  Unit Price                                 $    12.53      $   11.90             --            --             --
  Number of Units                               904,128         42,593             --            --             --
  With HAV, EBP and GMWB
  Unit Value                                 $    10.94             --             --            --             --
  Number of Units                                 4,145             --             --            --             --
-----------------------------------------------------------------------------------------------------------------------
AST PIMCO Total Return Bond (1994)
  With No Optional Benefits
  Unit Price                                 $    13.72      $    13.23          12.72          11.8          10.97
  Number of Units                             3,074,732       2,301,863        362,294       275,317         37,918
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $    10.91      $    10.55          10.17            --             --
  Number of Units                             3,124,509       1,067,126         87,940            --             --
  With GMWB
  Unit Value                                 $    10.43      $    10.10             --            --             --
  Number of Units                               329,463          37,841             --            --             --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $    10.85      $    10.52          10.17            --             --
  Number of Units                               356,784          93,573         11,308            --             --
  With any one of EBP or HAV and GMWB
  Unit Price                                 $    10.40      $    10.09             --            --             --
  Number of Units                                35,761           3,287             --            --             --
  With HAV, EBP and GRO Plus
  Unit Price                                 $    10.79      $    10.49             --            --             --
  Number of Units                             3,495,678         378,676             --            --             --
  With HAV, EBP and GMWB
  Unit Value                                 $    10.37              --             --            --             --
  Number of Units                                19,700              --             --            --             --
------------------------------------------------------------------------------------------------------------------------

                                      A-22

APPENDIX A AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

                                                                      Year Ended December 31,
--------------------------------------------------------------------------------------------------------------------------
Sub-account                                      2004             2003            2002           2001           2000
--------------------------------------------------------------------------------------------------------------------------
AST PIMCO Limited Maturity Bond (1995)
  With No Optional Benefits
  Unit Price                                 $    12.18      $   12.08          10.09          11.29          10.59
  Number of Units                             2,189,975        956,856         38,260        112,948          1,940
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $    10.32      $   10.26          10.09             --             --
  Number of Units                             1,926,546        238,601          3,018             --             --
  With GMWB
  Unit Value                                 $    10.07      $   10.03             --             --             --
  Number of Units                               264,755         23,203             --             --             --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $    10.26      $   10.23             --             --             --
  Number of Units                               295,271         30,532             --             --             --
  With any one of EBP or HAV and GMWB
  Unit Price                                 $    10.04      $   10.02             --             --             --
  Number of Units                                23,826          1,299             --             --             --
  With HAV, EBP and GRO Plus
  Unit Price                                 $    10.21      $   10.21             --             --             --
  Number of Units                             2,764,809         36,640             --             --             --
  With HAV, EBP and GMWB
  Unit Value                                 $    10.01             --             --             --             --
  Number of Units                                11,324             --             --             --             --
-----------------------------------------------------------------------------------------------------------------------
AST Money Market (1992)
  With No Optional Benefits
  Unit Price                                 $    10.46      $    10.51          10.57          10.57          10.32
  Number of Units                             1,663,940       1,245,396        403,604        179,509         29,567
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $     9.84      $     9.91           9.99             --             --
  Number of Units                               860,728         432,412         69,199             --             --
  With GMWB
  Unit Value                                 $     9.90      $     9.98             --             --             --
  Number of Units                               167,246           5,609             --             --             --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $     9.79      $     9.88           9.99             --             --
  Number of Units                               118,431          40,239         11,113             --             --
  With any one of EBP or HAV and GMWB
  Unit Price                                 $     9.87              --             --             --             --
  Number of Units                                 6,752              --             --             --             --
  With HAV, EBP and GRO Plus
  Unit Price                                 $     9.73      $     9.85             --             --             --
  Number of Units                             1,312,018          81,304             --             --             --
  With HAV, EBP and GMWB
  Unit Value                                 $     9.84              --             --             --             --
  Number of Units                                   521              --             --             --             --
------------------------------------------------------------------------------------------------------------------------

                                      A-23

Appendix A -- Condensed Financial Information About Separate Account B continued

APPENDIX A AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

                                                                   Year Ended December 31,
--------------------------------------------------------------------------------------------------------------------------
Sub-account                                     2004           2003           2002           2001          2000
--------------------------------------------------------------------------------------------------------------------------
Gartmore Variable Investment Trust -- GVIT Developing Markets (1996)
  With No Optional Benefits
  Unit Price                                 $  12.52      $  10.59           6.71          7.53          8.19
  Number of Units                             264,541       122,136          6,530         6,555         3,293
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $  18.44      $  15.63             --            --            --
  Number of Units                             118,837        20,956             --            --            --
  With GMWB
  Unit Value                                 $  12.85      $  10.90             --            --            --
  Number of Units                              31,734         1,863             --            --            --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $  18.35      $  15.59             --            --            --
  Number of Units                              26,850           167             --            --            --
  With any one of EBP or HAV and GMWB
  Unit Price                                 $  12.81            --             --            --            --
  Number of Units                                 629            --             --            --            --
  With HAV, EBP and GRO Plus
  Unit Price                                 $  18.25      $  15.54             --            --            --
  Number of Units                             161,653        12,503             --            --            --
  With HAV, EBP and GMWB
  Unit Value                                       --            --             --            --            --
  Number of Units                                  --            --             --            --            --
------------------------------------------------------------------------------------------------------------------------
AIM V.I. -- Dynamics (1999)
  With No Optional Benefits
  Unit Price                                 $   6.96      $   6.22           4.57          6.8           9.99
  Number of Units                             188,184       137,600         18,808        15,825        22,264
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $  14.71      $  13.18           9.71            --            --
  Number of Units                             117,657        27,792          1,332            --            --
  With GMWB
  Unit Value                                 $  11.76            --             --            --            --
  Number of Units                               7,898            --             --            --            --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $  14.64      $  13.14             --            --            --
  Number of Units                               8,375         1,003             --            --            --
  With any one of EBP or HAV and GMWB
  Unit Price                                       --            --             --            --            --
  Number of Units                                  --            --             --            --            --
  With HAV, EBP and GRO Plus
  Unit Price                                 $  14.56      $  13.11             --            --            --
  Number of Units                              61,543         4,848             --            --            --
  With HAV, EBP and GMWB
  Unit Value                                       --            --             --            --            --
  Number of Units                                  --            --             --            --            --
------------------------------------------------------------------------------------------------------------------------

                                      A-24

APPENDIX A AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

                                                                    Year Ended December 31,
--------------------------------------------------------------------------------------------------------------------------
Sub-account                                     2004           2003           2002           2001           2000
--------------------------------------------------------------------------------------------------------------------------
AIM V.I. -- Technology (1999)
  With No Optional Benefits
  Unit Price                                 $   3.32      $   3.21           2.24           4.27          7.98
  Number of Units                              78,567        42,720         30,448         35,767        25,984
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $  13.83            --             --             --            --
  Number of Units                                 216            --             --             --            --
  With GMWB
  Unit Value                                       --            --             --             --            --
  Number of Units                                  --            --             --             --            --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                       --            --             --             --            --
  Number of Units                                  --            --             --             --            --
  With any one of EBP or HAV and GMWB
  Unit Price                                       --            --             --             --            --
  Number of Units                                  --            --             --             --            --
  With HAV, EBP and GRO Plus
  Unit Price                                       --            --             --             --            --
  Number of Units                                  --            --             --             --            --
  With HAV, EBP and GMWB
  Unit Value                                       --            --             --             --            --
  Number of Units                                  --            --             --             --            --
------------------------------------------------------------------------------------------------------------------------
AIM V.I. -- Health Sciences (1999)
  With No Optional Benefits
  Unit Price                                 $  11.34      $  10.68           8.46          11.35         13.14
  Number of Units                              92,506        59,116         19,405         27,104        32,969
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $  12.69      $  11.98           9.52             --            --
  Number of Units                              39,343        16,675            892             --            --
  With GMWB
  Unit Value                                 $  11.50      $  10.87             --             --            --
  Number of Units                               8,859         1,773             --             --            --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $  12.63      $  11.95           9.52             --            --
  Number of Units                               6,838         2,812            223             --            --
  With any one of EBP or HAV and GMWB
  Unit Price                                 $  11.47            --             --             --            --
  Number of Units                                  63            --             --             --            --
  With HAV, EBP and GRO Plus
  Unit Price                                 $  12.56      $  11.91             --             --            --
  Number of Units                              87,037         2,077             --             --            --
  With HAV, EBP and GMWB
  Unit Value                                       --            --             --             --            --
  Number of Units                                  --            --             --             --            --
------------------------------------------------------------------------------------------------------------------------

                                      A-25

Appendix A -- Condensed Financial Information About Separate Account B continued

APPENDIX A AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

                                                                     Year Ended December 31,
                                               -------------------------------------------------------------------------
Sub-account                                      2004            2003           2002          2001           2000
--------------------------------------------------------------------------------------------------------------------------
AIM V.I. -- Financial Services (1999)
  With No Optional Benefits
  Unit Price                                    $  12.72      $ 11.85           9.26          11.02          12.38
  Number of Units                                 44,091       48,538          7,204          8,536          9,786
  With any one of GRO Plus, EBP or HAV
  Unit Price                                    $  13.56      $ 12.67           9.93            --             --
  Number of Units                                 19,908        9,201            979            --             --
  With GMWB
  Unit Value                                    $  11.20           --            --             --             --
  Number of Units                                  4,380           --            --             --             --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                    $  13.49      $ 12.63           9.92            --             --
  Number of Units                                  8,738        2,426            190            --             --
  With any one of EBP or HAV and GMWB
  Unit Price                                    $  11.17           --            --             --             --
  Number of Units                                  1,383           --            --             --             --
  With HAV, EBP and GRO Plus
  Unit Price                                    $  13.42      $ 12.60            --             --             --
  Number of Units                                 67,581       20,268            --             --             --
  With HAV, EBP and GMWB
  Unit Value                                          --           --            --             --             --
  Number of Units                                     --           --            --             --             --
---------------------------------------------------------------------------------------------------------------------
Evergreen VA -- International Equity (2000)
  With No Optional Benefits
  Unit Price                                    $  12.31      $ 10.46            --             --             --
  Number of Units                                 62,400       24,847            --             --             --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                    $  12.27      $ 10.45            --             --             --
  Number of Units                                 24,314        5,552            --             --             --
  With GMWB
  Unit Value                                    $  12.26           --            --             --             --
  Number of Units                                 14,337           --            --             --             --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                    $  12.24      $ 10.45            --             --             --
  Number of Units                                  7,296        1,075            --             --             --
  With any one of EBP or HAV and GMWB
  Unit Price                                          --      $ 10.45            --             --             --
  Number of Units                                     --          970            --             --             --
  With HAV, EBP and GRO Plus
  Unit Price                                    $  12.21      $ 10.45            --             --             --
  Number of Units                                 32,858          827            --             --             --
  With HAV, EBP and GMWB
  Unit Value                                          --           --            --             --             --
  Number of Units                                     --           --            --             --             --
---------------------------------------------------------------------------------------------------------------------

                                      A-26

APPENDIX A AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

                                                                   Year Ended December 31,
                                            ---------------------------------------------------------------------
Sub-account                                     2004           2003           2002          2001          2000
--------------------------------------------------------------------------------------------------------------------------
Evergreen VA -- Special Equity (16) (1999)
  With No Optional Benefits
  Unit Price                                 $   9.57      $  9.16           6.1          8.49          9.35
  Number of Units                              92,559       69,344         5,427         5,085            --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $  15.38      $ 14.76          9.86            --            --
  Number of Units                              71,520       19,312           295            --            --
  With GMWB
  Unit Value                                 $  10.64      $ 10.22            --            --            --
  Number of Units                               8,000        2,186            --            --            --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $  15.30      $ 14.71            --            --            --
  Number of Units                              27,564        1,917            --            --            --
  With any one of EBP or HAV and GMWB
  Unit Price                                       --           --            --            --            --
  Number of Units                                  --           --            --            --            --
  With HAV, EBP and GRO Plus
  Unit Price                                 $  15.22      $ 14.67            --            --            --
  Number of Units                              46,748        3,620            --            --            --
  With HAV, EBP and GMWB
  Unit Value                                       --           --            --            --            --
  Number of Units                                  --           --            --            --            --
-----------------------------------------------------------------------------------------------------------------------
Evergreen VA -- Omega (2000)
  With No Optional Benefits
  Unit Price                                 $   9.75      $  9.21            --          9.04            --
  Number of Units                              26,849       15,743            --            --            --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $  14.01      $ 13.27            --            --            --
  Number of Units                              22,947        3,320            --            --            --
  With GMWB
  Unit Value                                 $  11.04           --            --            --            --
  Number of Units                               1,787           --            --            --            --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $  13.93      $ 13.23            --            --            --
  Number of Units                                 263           27            --            --            --
  With any one of EBP or HAV and GMWB
  Unit Price                                 $  11.00           --            --            --            --
  Number of Units                               3,387           --            --            --            --
  With HAV, EBP and GRO Plus
  Unit Price                                 $  13.86      $ 13.19            --            --            --
  Number of Units                              31,153          283            --            --            --
  With HAV, EBP and GMWB
  Unit Value                                       --           --            --            --            --
  Number of Units                                  --           --            --            --            --
-----------------------------------------------------------------------------------------------------------------------

                                      A-27

Appendix A -- Condensed Financial Information About Separate Account B continued

APPENDIX A AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

                                                                  Year Ended December 31,
                                            -------------------------------------------------------------------
Sub-account                                     2004          2003           2002          2001         2000
--------------------------------------------------------------------------------------------------------------------------
ProFund VP -- Europe 30 (1999)
  With No Optional Benefits
  Unit Price                                 $   7.90     $  7.00           5.11          6.97          9.3
  Number of Units                             201,444      75,543          2,539         7,317          --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $  14.93     $ 13.26            9.7           --           --
  Number of Units                              13,634       2,495             69           --           --
  With GMWB
  Unit Value                                 $  12.49          --            --            --           --
  Number of Units                               2,913          --            --            --           --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $  14.85          --            --            --           --
  Number of Units                              19,592          --            --            --           --
  With any one of EBP or HAV and GMWB
  Unit Price                                 $  12.45          --            --            --           --
  Number of Units                                 140          --            --            --           --
  With HAV, EBP and GRO Plus
  Unit Price                                 $  14.77     $ 13.18            --            --           --
  Number of Units                              99,557      13,365            --            --           --
  With HAV, EBP and GMWB
  Unit Value                                 $  12.41          --            --            --           --
  Number of Units                                 562          --            --            --           --
-----------------------------------------------------------------------------------------------------------------------
ProFund VP -- Asia 30 (2002)
  With No Optional Benefits
  Unit Price                                 $  12.43     $ 12.66            --            --           --
  Number of Units                              63,254      47,272            --            --           --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $  15.71     $ 16.03            --            --           --
  Number of Units                              20,171       6,176            --            --           --
  With GMWB
  Unit Value                                 $  10.22          --            --            --           --
  Number of Units                               7,026          --            --            --           --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $  15.62     $ 15.99            --            --           --
  Number of Units                              18,117         173            --            --           --
  With any one of EBP or HAV and GMWB
  Unit Price                                 $  10.19          --            --            --           --
  Number of Units                                  98          --            --            --           --
  With HAV, EBP and GRO Plus
  Unit Price                                 $  15.54     $ 15.94            --            --           --
  Number of Units                              74,988      10,432            --            --           --
  With HAV, EBP and GMWB
  Unit Value                                       --          --            --            --           --
  Number of Units                                  --          --            --            --           --
------------------------------------------------------------------------------------------------------------------------

                                      A-28

APPENDIX A AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

                                                           Year Ended December 31,
-------------------------------------------------------------------------------------------------
Sub-account                                     2004         2003      2002     2001      2000
-------------------------------------------------------------------------------------------------
ProFund VP -- Japan (2002)
  With No Optional Benefits
  Unit Price                                 $  9.65      $  9.09       --       --       --
  Number of Units                             87,251       28,579       --       --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $ 13.52      $ 12.76       --       --       --
  Number of Units                             11,573        7,868       --       --       --
  With GMWB
  Unit Value                                 $ 10.44           --       --       --       --
  Number of Units                              3,086           --       --       --       --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $ 13.45           --       --       --       --
  Number of Units                             19,547           --       --       --       --
  With any one of EBP or HAV and GMWB
  Unit Price                                      --           --       --       --       --
  Number of Units                                 --           --       --       --       --
  With HAV, EBP and GRO Plus
  Unit Price                                 $ 13.38      $ 12.69       --       --       --
  Number of Units                             35,968        1,883       --       --       --
  With HAV, EBP and GMWB
  Unit Value                                      --           --       --       --       --
  Number of Units                                 --           --       --       --       --
---------------------------------------------------------------------------------------------
ProFund VP -- Banks (2002)
  With No Optional Benefits
  Unit Price                                 $ 12.11      $ 10.97       --       --       --
  Number of Units                             12,480        8,886       --       --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $ 14.22      $ 12.92       --       --       --
  Number of Units                             12,919        4,576       --       --       --
  With GMWB
  Unit Value                                 $ 11.67           --       --       --       --
  Number of Units                              2,773           --       --       --       --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $ 14.15           --       --       --       --
  Number of Units                              2,561           --       --       --       --
  With any one of EBP or HAV and GMWB
  Unit Price                                      --           --       --       --       --
  Number of Units                                 --           --       --       --       --
  With HAV, EBP and GRO Plus
  Unit Price                                 $ 14.07           --       --       --       --
  Number of Units                              8,847           --       --       --       --
  With HAV, EBP and GMWB
  Unit Value                                      --           --       --       --       --
  Number of Units                                 --           --       --       --       --
---------------------------------------------------------------------------------------------

                                      A-29

Appendix A -- Condensed Financial Information About Separate Account B continued

APPENDIX A AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

                                                                      Year Ended December 31,
---------------------------------------------------------------------------------------------------------------
Sub-account                                      2004         2003          2002          2001      2000
---------------------------------------------------------------------------------------------------------------
ProFund VP -- Basic Materials (2002)
  With No Optional Benefits
  Unit Price                                 $ 12.00      $ 11.02           --            --        --
  Number of Units                             42,597       53,759           --            --        --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $ 14.56      $ 13.41        10.35            --        --
  Number of Units                             17,377        3,940           70            --        --
  With GMWB
  Unit Value                                 $ 12.54           --           --            --        --
  Number of Units                              9,417           --           --            --        --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $ 14.48           --           --            --        --
  Number of Units                                648           --           --            --        --
  With any one of EBP or HAV and GMWB
  Unit Price                                      --           --           --            --        --
  Number of Units                                 --           --           --            --        --
  With HAV, EBP and GRO Plus
  Unit Price                                 $ 14.40      $ 13.33           --            --        --
  Number of Units                             23,555        8,054           --            --        --
  With HAV, EBP and GMWB
  Unit Value                                      --           --           --            --        --
  Number of Units                                 --           --           --            --        --
---------------------------------------------------------------------------------------------------------
ProFund VP -- Biotechnology (2001)
  With No Optional Benefits
  Unit Price                                 $  7.73      $  7.14         5.17          8.38        --
  Number of Units                             32,726       20,329          460         3,279        --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                      --           --           --            --        --
  Number of Units                                 --           --           --            --        --
  With GMWB
  Unit Value                                      --           --           --            --        --
  Number of Units                                 --           --           --            --        --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                      --           --           --            --        --
  Number of Units                                 --           --           --            --        --
  With any one of EBP or HAV and GMWB
  Unit Price                                      --           --           --            --        --
  Number of Units                                 --           --           --            --        --
  With HAV, EBP and GRO Plus
  Unit Price                                      --           --           --            --        --
  Number of Units                                 --           --           --            --        --
  With HAV, EBP and GMWB
  Unit Value                                      --           --           --            --        --
  Number of Units                                 --           --           --            --        --
---------------------------------------------------------------------------------------------------------

                                      A-30

APPENDIX A AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

                                                             Year Ended December 31,
---------------------------------------------------------------------------------------------------------------
Sub-account                                     2004         2003          2002     2001     2000
---------------------------------------------------------------------------------------------------------------
ProFund VP -- Consumer Services (2002)
  With No Optional Benefits
  Unit Price                                 $  9.67      $  9.10          --       --       --
  Number of Units                             20,288       13,935          --       --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $ 12.41      $ 11.71        9.38       --       --
  Number of Units                             27,094        2,321         686       --       --
  With GMWB
  Unit Value                                 $ 10.78           --          --       --       --
  Number of Units                             10,848           --          --       --       --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $ 12.35           --          --       --       --
  Number of Units                                 65           --          --       --       --
  With any one of EBP or HAV and GMWB
  Unit Price                                      --           --          --       --       --
  Number of Units                                 --           --          --       --       --
  With HAV, EBP and GRO Plus
  Unit Price                                 $ 12.28           --          --       --       --
  Number of Units                             17,197           --          --       --       --
  With HAV, EBP and GMWB
  Unit Value                                      --           --          --       --       --
  Number of Units                                 --           --          --       --       --
-----------------------------------------------------------------------------------------------------------
ProFund VP -- Consumer Goods (2002)
  With No Optional Benefits
  Unit Price                                 $ 10.47      $  9.71          --       --       --
  Number of Units                              7,578        3,821          --       --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $ 12.44      $ 11.56        9.91       --       --
  Number of Units                              8,109        1,762          74       --       --
  With GMWB
  Unit Value                                 $ 11.49           --          --       --       --
  Number of Units                              3,092           --          --       --       --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $ 12.37      $ 11.53          --       --       --
  Number of Units                                147        1,780          --       --       --
  With any one of EBP or HAV and GMWB
  Unit Price                                      --           --          --       --       --
  Number of Units                                 --           --          --       --       --
  With HAV, EBP and GRO Plus
  Unit Price                                 $ 12.31      $ 11.49          --       --       --
  Number of Units                              8,437          954          --       --       --
  With HAV, EBP and GMWB
  Unit Value                                      --           --          --       --       --
  Number of Units                                 --           --          --       --       --
-----------------------------------------------------------------------------------------------------------

                                      A-31

Appendix A -- Condensed Financial Information About Separate Account B continued

APPENDIX A AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

                                                                Year Ended December 31,
---------------------------------------------------------------------------------------------------------------
Sub-account                                     2004           2003           2002         2001       2000
---------------------------------------------------------------------------------------------------------------
ProFund VP -- Oil & Gas (2001)
  With No Optional Benefits
  Unit Price                                 $  11.62      $  9.10            --          9.2        --
  Number of Units                             186,654       50,155            --           --        --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $  15.53      $ 12.19         10.12           --        --
  Number of Units                              66,223        2,523           641           --        --
  With GMWB
  Unit Value                                 $  13.91           --            --           --        --
  Number of Units                               8,976           --            --           --        --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $  15.45      $ 12.16            --           --        --
  Number of Units                              23,701          239            --           --        --
  With any one of EBP or HAV and GMWB
  Unit Price                                       --           --            --           --        --
  Number of Units                                  --           --            --           --        --
  With HAV, EBP and GRO Plus
  Unit Price                                 $  15.37      $ 12.12            --           --        --
  Number of Units                              58,804        4,007            --           --        --
  With HAV, EBP and GMWB
  Unit Value                                       --           --            --           --        --
  Number of Units                                  --           --            --           --        --
------------------------------------------------------------------------------------------------------------
ProFund VP -- Financials (2001)
  With No Optional Benefits
  Unit Price                                 $  10.77      $  9.88          7.76         9.23        --
  Number of Units                              70,662       32,283         3,258        8,154        --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $  13.60      $ 12.51          9.85           --        --
  Number of Units                              33,262        3,980            73           --        --
  With GMWB
  Unit Value                                 $  11.36           --            --           --        --
  Number of Units                               6,588           --            --           --        --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $  13.52      $ 12.47          9.84           --        --
  Number of Units                              20,343          388           401           --        --
  With any one of EBP or HAV and GMWB
  Unit Price                                       --           --            --           --        --
  Number of Units                                  --           --            --           --        --
  With HAV, EBP and GRO Plus
  Unit Price                                 $  13.45      $ 12.44            --           --        --
  Number of Units                              17,749        1,060            --           --        --
  With HAV, EBP and GMWB
  Unit Value                                       --           --            --           --        --
  Number of Units                                  --           --            --           --        --
------------------------------------------------------------------------------------------------------------

                                      A-32

APPENDIX A AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

                                                                 Year Ended December 31,
---------------------------------------------------------------------------------------------------------------
Sub-account                                     2004           2003           2002          2001        2000
---------------------------------------------------------------------------------------------------------------
ProFund VP -- Health Care (2001)
  With No Optional Benefits
  Unit Price                                 $  8.38      $  8.29          7.15          9.37        --
  Number of Units                             91,641       23,591         1,235         2,564        --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $ 11.19      $ 11.10           9.6            --        --
  Number of Units                             43,276       11,578         1,177            --        --
  With GMWB
  Unit Value                                 $ 10.74           --            --            --        --
  Number of Units                                490           --            --            --        --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $ 11.13      $ 11.07           9.6            --        --
  Number of Units                             31,097          402           416            --        --
  With any one of EBP or HAV and GMWB
  Unit Price                                      --           --            --            --        --
  Number of Units                                 --           --            --            --        --
  With HAV, EBP and GRO Plus
  Unit Price                                 $ 11.07      $ 11.04            --            --        --
  Number of Units                              8,570        1,969            --            --        --
  With HAV, EBP and GMWB
  Unit Value                                      --           --            --            --        --
  Number of Units                                 --           --            --            --        --
-----------------------------------------------------------------------------------------------------------
ProFund VP -- Industrials (2002)
  With No Optional Benefits
  Unit Price                                 $ 11.27      $ 10.08            --            --        --
  Number of Units                             22,333       11,186            --            --        --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $ 14.40      $ 12.91         10.21           --        --
  Number of Units                             15,368        3,639            72            --        --
  With GMWB
  Unit Value                                 $ 12.18           --            --            --        --
  Number of Units                              6,290           --            --            --        --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $ 14.32           --            --            --        --
  Number of Units                              3,396           --            --            --        --
  With any one of EBP or HAV and GMWB
  Unit Price                                      --           --            --            --        --
  Number of Units                                 --           --            --            --        --
  With HAV, EBP and GRO Plus
  Unit Price                                 $ 14.24           --            --            --        --
  Number of Units                              4,426           --            --            --        --
  With HAV, EBP and GMWB
  Unit Value                                      --           --            --            --        --
  Number of Units                                 --           --            --            --        --
-----------------------------------------------------------------------------------------------------------

                                      A-33

Appendix A -- Condensed Financial Information About Separate Account B continued

APPENDIX A AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

                                                            Year Ended December 31,
---------------------------------------------------------------------------------------------------
Sub-account                                      2004         2003       2002    2001      2000
----------------------------------------------------------------------------------------------------
ProFund VP -- Internet (2002)
  With No Optional Benefits
  Unit Price                                 $  18.08      $ 15.10       --       --       --
  Number of Units                              20,851        8,287       --       --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                       --           --       --       --       --
  Number of Units                                  --           --       --       --       --
  With GMWB
  Unit Value                                       --           --       --       --       --
  Number of Units                                  --           --       --       --       --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                       --           --       --       --       --
  Number of Units                                  --           --       --       --       --
  With any one of EBP or HAV and GMWB
  Unit Price                                       --           --       --       --       --
  Number of Units                                  --           --       --       --       --
  With HAV, EBP and GRO Plus
  Unit Price                                       --           --       --       --       --
  Number of Units                                  --           --       --       --       --
  With HAV, EBP and GMWB
  Unit Value                                       --           --       --       --       --
  Number of Units                                  --           --       --       --       --
-----------------------------------------------------------------------------------------------
ProFund VP -- Pharmaceuticals (2002)
  With No Optional Benefits
  Unit Price                                 $   8.02      $  8.95       --       --       --
  Number of Units                              27,913       24,743       --       --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $   8.96      $ 10.02       --       --       --
  Number of Units                              40,402        6,951       --       --       --
  With GMWB
  Unit Value                                 $   9.51      $ 10.65       --       --       --
  Number of Units                               2,904          955       --       --       --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $   8.91           --       --       --       --
  Number of Units                                  32           --       --       --       --
  With any one of EBP or HAV and GMWB
  Unit Price                                       --           --       --       --       --
  Number of Units                                  --           --       --       --       --
  With HAV, EBP and GRO Plus
  Unit Price                                 $   8.86      $  9.96       --       --       --
  Number of Units                              23,137        2,871       --       --       --
  With HAV, EBP and GMWB
  Unit Value                                       --           --       --       --       --
  Number of Units                                  --           --       --       --       --
-----------------------------------------------------------------------------------------------

                                      A-34

APPENDIX A AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

                                                                  Year Ended December 31,
--------------------------------------------------------------------------------------------------------------
Sub-account                                     2004            2003           2002          2001         2000
---------------------------------------------------------------------------------------------------------------
ProFund VP -- Precious Metals (2002)
  With No Optional Benefits
  Unit Price                                 $  11.90      $ 13.38          9.73             --        --
  Number of Units                             102,230       89,687         1,179             --        --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $  13.76      $ 15.51         11.31             --        --
  Number of Units                              18,961        6,099            65             --        --
  With GMWB
  Unit Value                                 $  10.26           --            --             --        --
  Number of Units                               5,163           --            --             --        --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $  13.69      $ 15.46            --             --        --
  Number of Units                              22,059          158            --             --        --
  With any one of EBP or HAV and GMWB
  Unit Price                                 $  10.23           --            --             --        --
  Number of Units                                 842           --            --             --        --
  With HAV, EBP and GRO Plus
  Unit Price                                 $  13.61           --            --             --        --
  Number of Units                              42,627           --            --             --        --
  With HAV, EBP and GMWB
  Unit Value                                       --           --            --             --        --
  Number of Units                                  --           --            --             --        --
-----------------------------------------------------------------------------------------------------------
ProFund VP -- Real Estate (2001)
  With No Optional Benefits
  Unit Price                                 $  17.58      $ 14.00         10.65          10.78        --
  Number of Units                              53,006       18,355         2,230          2,306        --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $  16.78      $ 13.39         10.21             --        --
  Number of Units                              32,379        5,332            73             --        --
  With GMWB
  Unit Value                                 $  13.17           --            --             --        --
  Number of Units                               9,348           --            --             --        --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $  16.69      $ 13.35            --             --        --
  Number of Units                               2,337          850            --             --        --
  With any one of EBP or HAV and GMWB
  Unit Price                                       --           --            --             --        --
  Number of Units                                  --           --            --             --        --
  With HAV, EBP and GRO Plus
  Unit Price                                 $  16.60      $ 13.31            --             --        --
  Number of Units                              58,062        3,835            --             --        --
  With HAV, EBP and GMWB
  Unit Value                                       --           --            --             --        --
  Number of Units                                  --           --            --             --        --
-----------------------------------------------------------------------------------------------------------

                                      A-35

Appendix A -- Condensed Financial Information About Separate Account B continued

APPENDIX A AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

                                                              Year Ended December 31,
---------------------------------------------------------------------------------------------------------------
Sub-account                                     2004          2003       2002        2001        2000
---------------------------------------------------------------------------------------------------------------
ProFund VP -- Semiconductor (2002)
  With No Optional Benefits
  Unit Price                                 $  7.23      $  9.58       --            --        --
  Number of Units                             52,485       17,621       --            --        --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                      --           --       --            --        --
  Number of Units                                 --           --       --            --        --
  With GMWB
  Unit Value                                      --           --       --            --        --
  Number of Units                                 --           --       --            --        --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                      --           --       --            --        --
  Number of Units                                 --           --       --            --        --
  With any one of EBP or HAV and GMWB
  Unit Price                                      --           --       --            --        --
  Number of Units                                 --           --       --            --        --
  With HAV, EBP and GRO Plus
  Unit Price                                      --           --       --            --        --
  Number of Units                                 --           --       --            --        --
  With HAV, EBP and GMWB
  Unit Value                                      --           --       --            --        --
  Number of Units                                 --           --       --            --        --
-----------------------------------------------------------------------------------------------------------
ProFund VP -- Technology (2001)
  With No Optional Benefits
  Unit Price                                 $  4.91      $  5.00       --          5.92        --
  Number of Units                             88,720       74,180       --        12,704        --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $ 13.10           --       --            --        --
  Number of Units                                114           --       --            --        --
  With GMWB
  Unit Value                                      --           --       --            --        --
  Number of Units                                 --           --       --            --        --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                      --           --       --            --        --
  Number of Units                                 --           --       --            --        --
  With any one of EBP or HAV and GMWB
  Unit Price                                      --           --       --            --        --
  Number of Units                                 --           --       --            --        --
  With HAV, EBP and GRO Plus
  Unit Price                                      --           --       --            --        --
  Number of Units                                 --           --       --            --        --
  With HAV, EBP and GMWB
  Unit Value                                      --           --       --            --        --
  Number of Units                                 --           --       --            --        --
-----------------------------------------------------------------------------------------------------------

                                      A-36

APPENDIX A AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

                                                                Year Ended December 31,
---------------------------------------------------------------------------------------------------------------
Sub-account                                     2004          2003           2002          2001        2000
---------------------------------------------------------------------------------------------------------------
ProFund VP -- Telecommunications (2001)
  With No Optional Benefits
  Unit Price                                 $   5.04     $   4.41            --           7.11       --
  Number of Units                             118,731       30,179            --            --        --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $  11.53     $  10.13            --            --        --
  Number of Units                              16,606        4,026            --            --        --
  With GMWB
  Unit Value                                 $  12.64           --            --            --        --
  Number of Units                               3,263           --            --            --        --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $  11.47     $  10.10            --            --        --
  Number of Units                              24,292          334            --            --        --
  With any one of EBP or HAV and GMWB
  Unit Price                                       --           --            --            --        --
  Number of Units                                  --           --            --            --        --
  With HAV, EBP and GRO Plus
  Unit Price                                 $  11.40           --            --            --        --
  Number of Units                               6,379           --            --            --        --
  With HAV, EBP and GMWB
  Unit Value                                       --           --            --            --        --
  Number of Units                                  --           --            --            --        --
-------------------------------------------------------------------------------------------------------------
ProFund VP -- Utilities (2001)
  With No Optional Benefits
  Unit Price                                 $   8.75     $   7.32           6.11          8.13       --
  Number of Units                              79,702       18,902            491           --        --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $  15.13     $  12.69          10.62           --        --
  Number of Units                              74,584        7,430            836           --        --
  With GMWB
  Unit Value                                 $  12.61           --            --            --        --
  Number of Units                               7,469           --            --            --        --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $  15.05     $  12.65            --            --        --
  Number of Units                               4,044        2,920            --            --        --
  With any one of EBP or HAV and GMWB
  Unit Price                                       --           --            --            --        --
  Number of Units                                  --           --            --            --        --
  With HAV, EBP and GRO Plus
  Unit Price                                 $  14.97     $  12.62            --            --        --
  Number of Units                              57,208        8,137            --            --        --
  With HAV, EBP and GMWB
  Unit Value                                       --           --            --            --        --
  Number of Units                                  --           --            --            --        --
-------------------------------------------------------------------------------------------------------------

                                      A-37

Appendix A -- Condensed Financial Information About Separate Account B continued

APPENDIX A AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

                                                                 Year Ended December 31,
--------------------------------------------------------------------------------------------------------------
Sub-account                                     2004           2003          2002           2001         2000
---------------------------------------------------------------------------------------------------------------
ProFund VP -- Bull (2002)
  With No Optional Benefits
  Unit Price                                 $  10.65      $   9.91            --             --        --
  Number of Units                             412,259       394,427            --             --        --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $  12.93      $  12.07            --             --        --
  Number of Units                             182,468        18,458            --             --        --
  With GMWB
  Unit Value                                 $  11.34            --            --             --        --
  Number of Units                              26,383            --            --             --        --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $  12.86      $  12.03            --             --        --
  Number of Units                              15,572         2,154            --             --        --
  With any one of EBP or HAV and GMWB
  Unit Price                                 $  11.31            --            --             --        --
  Number of Units                                  40            --            --             --        --
  With HAV, EBP and GRO Plus
  Unit Price                                 $  12.79      $  12.00            --             --        --
  Number of Units                             171,187         1,179            --             --        --
  With HAV, EBP and GMWB
  Unit Value                                 $  11.27            --            --             --        --
  Number of Units                               1,158            --            --             --        --
-------------------------------------------------------------------------------------------------------------
ProFund VP -- Bear (2001)
  With No Optional Benefits
  Unit Price                                 $   9.09      $  10.26         13.78          11.55        --
  Number of Units                              16,155        28,299         2,012             --        --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $   6.65      $   7.53         10.14             --        --
  Number of Units                               5,797         3,186           658             --        --
  With GMWB
  Unit Value                                 $   8.21            --            --             --        --
  Number of Units                               1,186            --            --             --        --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $   6.62      $   7.51            --             --        --
  Number of Units                              42,157         2,165            --             --        --
  With any one of EBP or HAV and GMWB
  Unit Price                                 $   8.19            --            --             --        --
  Number of Units                                 532            --            --             --        --
  With HAV, EBP and GRO Plus
  Unit Price                                 $   6.58            --            --             --        --
  Number of Units                              41,480            --            --             --        --
  With HAV, EBP and GMWB
  Unit Value                                       --            --            --             --        --
  Number of Units                                  --            --            --             --        --
-------------------------------------------------------------------------------------------------------------

                                      A-38

APPENDIX A AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

                                                                Year Ended December 31,
---------------------------------------------------------------------------------------------------------------
Sub-account                                     2004          2003          2002          2001        2000
---------------------------------------------------------------------------------------------------------------
ProFund VP -- UltraBull (2001)
  With No Optional Benefits
  Unit Price                                 $   8.25     $   7.13         4.72           7.48       --
  Number of Units                             305,666       56,257        2,988            --        --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                       --           --           --            --        --
  Number of Units                                  --           --           --            --        --
  With GMWB
  Unit Value                                       --           --           --            --        --
  Number of Units                                  --           --           --            --        --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                       --           --           --            --        --
  Number of Units                                  --           --           --            --        --
  With any one of EBP or HAV and GMWB
  Unit Price                                       --           --           --            --        --
  Number of Units                                  --           --           --            --        --
  With HAV, EBP and GRO Plus
  Unit Price                                       --           --           --            --        --
  Number of Units                                  --           --           --            --        --
  With HAV, EBP and GMWB
  Unit Value                                       --           --           --            --        --
  Number of Units                                  --           --           --            --        --
-------------------------------------------------------------------------------------------------------------
ProFund VP -- OTC (2001)
  With No Optional Benefits
  Unit Price                                 $   5.44     $   5.07           --           5.77       --
  Number of Units                             293,311      257,947           --            --        --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $  14.47     $  13.54         9.36            --        --
  Number of Units                             105,135       12,607          205            --        --
  With GMWB
  Unit Value                                 $  11.00           --           --            --        --
  Number of Units                              32,794           --           --            --        --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $  14.39     $  13.50           --            --        --
  Number of Units                              67,576        4,836           --            --        --
  With any one of EBP or HAV and GMWB
  Unit Price                                       --           --           --            --        --
  Number of Units                                  --           --           --            --        --
  With HAV, EBP and GRO Plus
  Unit Price                                 $  14.31     $  13.46           --            --        --
  Number of Units                             128,923        5,378           --            --        --
  With HAV, EBP and GMWB
  Unit Value                                 $  10.94           --           --            --        --
  Number of Units                               2,991           --           --            --        --
-------------------------------------------------------------------------------------------------------------

                                      A-39

Appendix A -- Condensed Financial Information About Separate Account B continued

APPENDIX A AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

                                                                    Year Ended December 31,
-----------------------------------------------------------------------------------------------------------------
Sub-account                                      2004            2003          2002           2001          2000
------------------------------------------------------------------------------------------------------------------
ProFund VP -- Short OTC (2002)
  With No Optional Benefits
  Unit Price                                 $   5.99      $    6.83         11.03            --            --
  Number of Units                              77,280         40,617           934            --            --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $   5.64      $    6.45            --            --            --
  Number of Units                               7,841         10,811            --            --            --
  With GMWB
  Unit Value                                 $   8.31             --            --            --            --
  Number of Units                                 265             --            --            --            --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $   5.61             --            --            --            --
  Number of Units                                  36             --            --            --            --
  With any one of EBP or HAV and GMWB
  Unit Price                                       --             --            --            --            --
  Number of Units                                  --             --            --            --            --
  With HAV, EBP and GRO Plus
  Unit Price                                 $   5.58             --            --            --            --
  Number of Units                               7,191             --            --            --            --
  With HAV, EBP and GMWB
  Unit Value                                       --             --            --            --            --
  Number of Units                                  --             --            --            --            --
---------------------------------------------------------------------------------------------------------------
ProFund VP -- UltraOTC (1999)
  With No Optional Benefits
  Unit Price                                 $   0.87         $ 0.77            --          1.25          4.06
  Number of Units                           6,405,048        890,270            --        58,556         3,787
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $  19.53             --            --            --            --
  Number of Units                                  90             --            --            --            --
  With GMWB
  Unit Value                                       --             --            --            --            --
  Number of Units                                  --             --            --            --            --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                       --             --            --            --            --
  Number of Units                                  --             --            --            --            --
  With any one of EBP or HAV and GMWB
  Unit Price                                       --             --            --            --            --
  Number of Units                                  --             --            --            --            --
  With HAV, EBP and GRO Plus
  Unit Price                                       --             --            --            --            --
  Number of Units                                  --             --            --            --            --
  With HAV, EBP and GMWB
  Unit Value                                       --             --            --            --            --
  Number of Units                                  --             --            --            --            --
---------------------------------------------------------------------------------------------------------------

                                      A-40

APPENDIX A AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

x                                                              Year Ended December 31,
---------------------------------------------------------------------------------------------------------------
Sub-account                                     2004            2003          2002       2001     2000
---------------------------------------------------------------------------------------------------------------
ProFund VP -- Mid-Cap Value (2002)
  With No Optional Benefits
  Unit Price                                 $  11.80      $  10.30           --       --       --
  Number of Units                              87,968        59,964           --       --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $  15.38      $  13.46        10.07       --       --
  Number of Units                              64,251        18,261        2,821       --       --
  With GMWB
  Unit Value                                 $  12.30            --           --       --       --
  Number of Units                               3,276            --           --       --       --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $  15.29            --           --       --       --
  Number of Units                              10,601            --           --       --       --
  With any one of EBP or HAV and GMWB
  Unit Price                                 $  12.26            --           --       --       --
  Number of Units                                 215            --           --       --       --
  With HAV, EBP and GRO Plus
  Unit Price                                 $  15.21      $  13.39           --       --       --
  Number of Units                             110,312         4,164           --       --       --
  With HAV, EBP and GMWB
  Unit Value                                 $  12.23            --           --       --       --
  Number of Units                                 216            --           --       --       --
---------------------------------------------------------------------------------------------------------------
ProFund VP -- Mid-Cap Growth (2002)
  With No Optional Benefits
  Unit Price                                 $ 10.70      $   9.75           --       --       --
  Number of Units                             80,520        24,107           --       --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $ 13.54      $  12.38         9.82       --       --
  Number of Units                             55,896        17,202        2,879       --       --
  With GMWB
  Unit Value                                 $ 11.21            --           --       --       --
  Number of Units                              2,696            --           --       --       --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $ 13.47            --           --       --       --
  Number of Units                             27,151            --           --       --       --
  With any one of EBP or HAV and GMWB
  Unit Price                                 $ 11.18            --           --       --       --
  Number of Units                                 88            --           --       --       --
  With HAV, EBP and GRO Plus
  Unit Price                                 $ 13.39      $  12.31           --       --       --
  Number of Units                             53,472         2,028           --       --       --
  With HAV, EBP and GMWB
  Unit Value                                      --            --           --       --       --
  Number of Units                                 --            --           --       --       --
-------------------------------------------------------------------------------------------------------------

                                      A-41

Appendix A -- Condensed Financial Information About Separate Account B continued

APPENDIX A AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

                                                             Year Ended December 31,
---------------------------------------------------------------------------------------------------------------
Sub-account                                     2004           2003         2002       2001     2000
---------------------------------------------------------------------------------------------------------------
ProFund VP -- UltraMid-Cap (2002)
  With No Optional Benefits
  Unit Price                                 $  12.13      $   9.62          --       --       --
  Number of Units                             115,073        34,556          --       --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $  20.80      $  16.53          --       --       --
  Number of Units                              28,117         5,328          --       --       --
  With GMWB
  Unit Value                                 $  13.97            --          --       --       --
  Number of Units                               4,794            --          --       --       --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $  20.68      $  16.49          --       --       --
  Number of Units                                 853         1,873          --       --       --
  With any one of EBP or HAV and GMWB
  Unit Price                                 $  13.92            --          --       --       --
  Number of Units                                  19            --          --       --       --
  With HAV, EBP and GRO Plus
  Unit Price                                 $  20.57      $  16.44          --       --       --
  Number of Units                             101,493         3,746          --       --       --
  With HAV, EBP and GMWB
  Unit Value                                       --            --          --       --       --
  Number of Units                                  --            --          --       --       --
-------------------------------------------------------------------------------------------------------------
ProFund VP -- Small-Cap Value (2002)
  With No Optional Benefits
  Unit Price                                 $  11.22      $   9.46          --       --       --
  Number of Units                             123,988       105,751          --       --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $  15.93      $  13.47        10.15      --       --
  Number of Units                              75,890        27,349          568      --       --
  With GMWB
  Unit Value                                 $  12.63            --          --       --       --
  Number of Units                              18,991            --          --       --       --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $  15.85      $  13.43          --       --       --
  Number of Units                              24,538         4,300          --       --       --
  With any one of EBP or HAV and GMWB
  Unit Price                                 $  12.59            --          --       --       --
  Number of Units                                  45            --          --       --       --
  With HAV, EBP and GRO Plus
  Unit Price                                 $  15.76      $  13.39          --       --       --
  Number of Units                             163,443        24,769          --       --       --
  With HAV, EBP and GMWB
  Unit Value                                 $  12.55            --          --       --       --
  Number of Units                                 974            --          --       --       --
-------------------------------------------------------------------------------------------------------------

                                      A-42

APPENDIX A AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

                                                                   Year Ended December 31,
---------------------------------------------------------------------------------------------------------------
Sub-account                                     2004            2003           2002         2001          2000
---------------------------------------------------------------------------------------------------------------
ProFund VP -- Small-Cap Growth (2002)
  With No Optional Benefits
  Unit Price                                 $  12.11      $  10.23            --           --            --
  Number of Units                             237,000        65,882            --           --            --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $  15.47      $  13.11            --           --            --
  Number of Units                              63,321        24,983            --           --            --
  With GMWB
  Unit Value                                 $  12.32            --            --           --            --
  Number of Units                              14,604            --            --           --            --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                 $  15.39      $  13.07            --           --            --
  Number of Units                              32,374         4,774            --           --            --
  With any one of EBP or HAV and GMWB
  Unit Price                                 $  12.29            --            --           --            --
  Number of Units                                 162            --            --           --            --
  With HAV, EBP and GRO Plus
  Unit Price                                 $  15.31      $  13.04            --           --            --
  Number of Units                             170,800        21,997            --           --            --
  With HAV, EBP and GMWB
  Unit Value                                 $  12.25            --            --           --            --
  Number of Units                                 938            --            --           --            --
------------------------------------------------------------------------------------------------------------
ProFund VP -- UltraSmall-Cap (1999)
  With No Optional Benefits
  Unit Price                                 $  12.28      $   9.49          4.82          8.5          9.32
  Number of Units                             143,175        60,051           953           --         3,174
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $  25.20            --            --           --            --
  Number of Units                               4,066            --            --           --            --
  With GMWB
  Unit Value                                       --            --            --           --            --
  Number of Units                                  --            --            --           --            --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                       --            --            --           --            --
  Number of Units                                  --            --            --           --            --
  With any one of EBP or HAV and GMWB
  Unit Price                                       --            --            --           --            --
  Number of Units                                  --            --            --           --            --
  With HAV, EBP and GRO Plus
  Unit Price                                       --            --            --           --            --
  Number of Units                                  --            --            --           --            --
  With HAV, EBP and GMWB
  Unit Value                                       --            --            --           --            --
  Number of Units                                  --            --            --           --            --
------------------------------------------------------------------------------------------------------------

                                      A-43

Appendix A -- Condensed Financial Information About Separate Account B continued

APPENDIX A AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

                                                                    Year Ended December 31,
---------------------------------------------------------------------------------------------------------------
Sub-account                                          2004            2003           2002        2001     2000
---------------------------------------------------------------------------------------------------------------
ProFund VP -- U.S. Government Plus (2002)
  With No Optional Benefits
  Unit Price                                      $  11.91      $  11.15          11.59       --       --
  Number of Units                                   42,782        20,058          1,005       --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                      $  10.43      $   9.79           10.2       --       --
  Number of Units                                   11,478         6,691            592       --       --
  With GMWB
  Unit Value                                      $  10.89            --             --       --       --
  Number of Units                                    3,036            --             --       --       --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                      $  10.38      $   9.76             --       --       --
  Number of Units                                    1,887           818             --       --       --
  With any one of EBP or HAV and GMWB
  Unit Price                                            --            --             --       --       --
  Number of Units                                       --            --             --       --       --
  With HAV, EBP and GRO Plus
  Unit Price                                      $  10.32      $   9.73             --       --       --
  Number of Units                                  120,311        14,956             --       --       --
  With HAV, EBP and GMWB
  Unit Value                                            --            --             --       --       --
  Number of Units                                       --            --             --       --       --
------------------------------------------------------------------------------------------------------------
ProFund VP -- Rising Rates Opportunity (2002)
  With No Optional Benefits
  Unit Price                                      $   6.70      $   7.61             --       --       --
  Number of Units                                  266,169        78,428             --       --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                      $   8.04      $   9.16            9.7       --       --
  Number of Units                                  168,043        31,892          3,456       --       --
  With GMWB
  Unit Value                                      $   8.37            --             --       --       --
  Number of Units                                   25,505            --             --       --       --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                      $   8.00      $   9.13             --       --       --
  Number of Units                                   21,280         1,988             --       --       --
  With any one of EBP or HAV and GMWB
  Unit Price                                      $   8.35            --             --       --       --
  Number of Units                                    7,572            --             --       --       --
  With HAV, EBP and GRO Plus
  Unit Price                                      $   7.95      $   9.11             --       --       --
  Number of Units                                  333,355         4,991             --       --       --
  With HAV, EBP and GMWB
  Unit Value                                      $   8.32            --             --       --       --
  Number of Units                                      307            --             --       --       --
------------------------------------------------------------------------------------------------------------

                                      A-44

APPENDIX A AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

                                                        Year Ended December 31,
---------------------------------------------------------------------------------------------
Sub-account                                   2004       2003     2002     2001     2000
---------------------------------------------------------------------------------------------
ProFund VP -- Large-Cap Growth
  With No Optional Benefits
  Unit Price                                    --       --       --       --       --
  Number of Units                               --       --       --       --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                $10.38       --       --       --       --
  Number of Units                              368       --       --       --       --
  With GMWB
  Unit Value                                $10.38       --       --       --       --
  Number of Units                            1,497       --       --       --       --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                    --       --       --       --       --
  Number of Units                               --       --       --       --       --
  With any one of EBP or HAV and GMWB
  Unit Value                                    --       --       --       --       --
  Number of Units                               --       --       --       --       --
  With HAV, EBP and GRO Plus
  Unit Price                                $10.37       --       --       --       --
  Number of Units                            2,860       --       --       --       --
  With HAV, EBP and GMWB
  Unit Value                                    --       --       --       --       --
  Number of Units                               --       --       --       --       --
------------------------------------------------------------------------------------------
ProFund VP -- Large-Cap Value
  With No Optional Benefits
  Unit Price                                $10.37       --       --       --       --
  Number of Units                            3,839       --       --       --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                $10.37       --       --       --       --
  Number of Units                            1,527       --       --       --       --
  With GMWB
  Unit Value                                    --       --       --       --       --
  Number of Units                               --       --       --       --       --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                    --       --       --       --       --
  Number of Units                               --       --       --       --       --
  With any one of EBP or HAV and GMWB
  Unit Value                                    --       --       --       --       --
  Number of Units                               --       --       --       --       --
  With HAV, EBP and GRO Plus
  Unit Price                                $10.36       --       --       --       --
  Number of Units                            3,802       --       --       --       --
  With HAV, EBP and GMWB
  Unit Value                                    --       --       --       --       --
  Number of Units                               --       --       --       --       --
------------------------------------------------------------------------------------------

                                      A-45

Appendix A -- Condensed Financial Information About Separate Account B continued

APPENDIX A AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

                                                        Year Ended December 31,
---------------------------------------------------------------------------------------------
Sub-account                                     2004        2003     2002     2001     2000
---------------------------------------------------------------------------------------------
ProFund VP -- Short Mid-Cap
  With No Optional Benefits
  Unit Price                                 $9.70       --       --       --       --
  Number of Units                              571       --       --       --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                    --       --       --       --       --
  Number of Units                               --       --       --       --       --
  With GMWB
  Unit Value                                    --       --       --       --       --
  Number of Units                               --       --       --       --       --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                    --       --       --       --       --
  Number of Units                               --       --       --       --       --
  With any one of EBP or HAV and GMWB
  Unit Value                                    --       --       --       --       --
  Number of Units                               --       --       --       --       --
  With HAV, EBP and GRO Plus
  Unit Price                                    --       --       --       --       --
  Number of Units                               --       --       --       --       --
  With HAV, EBP and GMWB
  Unit Value                                    --       --       --       --       --
  Number of Units                               --       --       --       --       --
-----------------------------------------------------------------------------------------
ProFund VP -- Short Small-Cap
  With No Optional Benefits
  Unit Price                                 $9.55       --       --       --       --
  Number of Units                             ,859       --       --       --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                    --       --       --       --       --
  Number of Units                               --       --       --       --       --
  With GMWB
  Unit Value                                    --       --       --       --       --
  Number of Units                               --       --       --       --       --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                    --       --       --       --       --
  Number of Units                               --       --       --       --       --
  With any one of EBP or HAV and GMWB
  Unit Value                                    --       --       --       --       --
  Number of Units                               --       --       --       --       --
  With HAV, EBP and GRO Plus
  Unit Price                                    --       --       --       --       --
  Number of Units                               --       --       --       --       --
  With HAV, EBP and GMWB
  Unit Value                                    --       --       --       --       --
  Number of Units                               --       --       --       --       --
-----------------------------------------------------------------------------------------

                                      A-46

APPENDIX A AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

                                                                       Year Ended December 31,
------------------------------------------------------------------------------------------------------------------
Sub-account                                          2004           2003          2002          2001          2000
---------------------------------------------------------------------------------------------------------------------
First Trust[RegTM] (10) Uncommon Values (2000)
  With No Optional Benefits
  Unit Price                                     $   4.38      $   3.99         2.95          4.73          7.44
  Number of Units                                  33,075        22,064       23,080        31,543        32,451
  With any one of GRO Plus, EBP or HAV
  Unit Price                                           --            --           --            --            --
  Number of Units                                      --            --           --            --            --
  With GMWB
  Unit Value                                           --            --           --            --            --
  Number of Units                                      --            --           --            --            --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                           --            --           --            --            --
  Number of Units                                      --            --           --            --            --
  With any one of EBP or HAV and GMWB
  Unit Price                                           --            --           --            --            --
  Number of Units                                      --            --           --            --            --
  With HAV, EBP and GRO Plus
  Unit Price                                           --            --           --            --            --
  Number of Units                                      --            --           --            --            --
  With HAV, EBP and GMWB
  Unit Value                                           --            --           --            --            --
  Number of Units                                      --            --           --            --            --
------------------------------------------------------------------------------------------------------------------
First Trust Target Managed VIP (1999)
  With No Optional Benefits
  Unit Price                                     $  14.64      $  13.20           --            --            --
  Number of Units                                 695,591       476,951           --            --            --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                     $  14.56            --           --            --            --
  Number of Units                                 246,099            --           --            --            --
  With GMWB
  Unit Value                                     $  11.33            --           --            --            --
  Number of Units                                 142,741            --           --            --            --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                     $  14.48            --           --            --            --
  Number of Units                                 168,841            --           --            --            --
  With any one of EBP or HAV and GMWB
  Unit Value                                     $  11.31            --           --            --            --
  Number of Units                                   8,734            --           --            --            --
  With HAV, EBP and GRO Plus
  Unit Price                                     $  11.30            --           --            --            --
  Number of Units                               1,057,901            --           --            --            --
  With HAV, EBP and GMWB
  Unit Value                                     $  11.29            --           --            --            --
  Number of Units                                  16,433            --           --            --            --
--------------------------------------------------------------------------------------------------------------------

                                      A-47

Appendix A -- Condensed Financial Information About Separate Account B continued

APPENDIX A AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

                                                            Year Ended December 31,
----------------------------------------------------------------------------------------------------
Sub-account                                     2004            2003     2002    2001     2000
----------------------------------------------------------------------------------------------------
First Trust The Dow DART(SM) (10) (1999)
  With No Optional Benefits
  Unit Price                                 $ 12.35      $ 12.05       --       --       --
  Number of Units                             24,245       10,069       --       --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $ 12.29           --       --       --       --
  Number of Units                             25,135           --       --       --       --
  With GMWB
  Unit Value                                 $ 10.48           --       --       --       --
  Number of Units                              4,769           --       --       --       --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $ 12.22           --       --       --       --
  Number of Units                             19,324           --       --       --       --
  With any one of EBP or HAV and GMWB
  Unit Value                                 $ 10.47           --       --       --       --
  Number of Units                              1,597           --       --       --       --
  With HAV, EBP and GRO Plus
  Unit Price                                 $ 10.46           --       --       --       --
  Number of Units                             78,082           --       --       --       --
  With HAV, EBP and GMWB
  Unit Value                                      --           --       --       --       --
  Number of Units                                 --           --       --       --       --
-----------------------------------------------------------------------------------------------
First Trust Global Target 15 (17) (1999)
  With No Optional Benefits
  Unit Price                                 $ 16.05      $ 12.96       --       --       --
  Number of Units                             22,405        8,569       --       --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $ 15.96           --       --       --       --
  Number of Units                             22,182            --       --       --       --
  With GMWB
  Unit Value                                 $ 11.85            --       --       --       --
  Number of Units                                927            --       --       --       --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $ 15.88            --       --       --       --
  Number of Units                             16,155            --       --       --       --
  With any one of EBP or HAV and GMWB
  Unit Value                                 $ 11.83            --       --       --       --
  Number of Units                                638            --       --       --       --
  With HAV, EBP and GRO Plus
  Unit Price                                 $ 11.82            --       --       --       --
  Number of Units                            108,014            --       --       --       --
  With HAV, EBP and GMWB
  Unit Value                                      --            --       --       --       --
  Number of Units                                 --            --       --       --       --
--------------------------------------------------------------------------------------------------

                                      A-48

APPENDIX A AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

                                                            Year Ended December 31,
------------------------------------------------------------------------------------------------------
Sub-account                                      2004         2003      2002     2001    2000
------------------------------------------------------------------------------------------------------
First Trust S&P Target 24 (1999)
  With No Optional Benefits
  Unit Price                                 $ 13.34       $ 11.89       --       --       --
  Number of Units                             43,536         5,532       --       --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $ 13.27            --       --       --       --
  Number of Units                             37,547            --       --       --       --
  With GMWB
  Unit Value                                 $ 10.75            --       --       --       --
  Number of Units                              5,280            --       --       --       --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $ 13.20            --       --       --       --
  Number of Units                             27,172            --       --       --       --
  With any one of EBP or HAV and GMWB
  Unit Value                                 $ 10.73            --       --       --       --
  Number of Units                              1,630            --       --       --       --
  With HAV, EBP and GRO Plus
  Unit Price                                 $ 10.72            --       --       --       --
  Number of Units                             38,677            --       --       --       --
  With HAV, EBP and GMWB
  Unit Value                                      --            --       --       --       --
  Number of Units                                 --            --       --       --       --
-------------------------------------------------------------------------------------------------
First Trust Nasdaq Target 15 (1999)
  With No Optional Benefits
  Unit Price                                 $ 12.54            --       --       --       --
  Number of Units                              7,266            --       --       --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                      --            --       --       --       --
  Number of Units                                 --            --       --       --       --
  With GMWB
  Unit Value                                      --            --       --       --       --
  Number of Units                                 --            --       --       --       --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                      --            --       --       --       --
  Number of Units                                 --            --       --       --       --
  With any one of EBP or HAV and GMWB
  Unit Value                                      --            --       --       --       --
  Number of Units                                 --            --       --       --       --
  With HAV, EBP and GRO Plus
  Unit Price                                      --            --       --       --       --
  Number of Units                                 --            --       --       --       --
  With HAV, EBP and GMWB
  Unit Value                                      --            --       --       --       --
  Number of Units                                 --            --       --       --       --
-------------------------------------------------------------------------------------------------

                                      A-49

Appendix A -- Condensed Financial Information About Separate Account B continued

APPENDIX A AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

                                                                 Year Ended December 31,
-------------------------------------------------------------------------------------------------------
Sub-account                                               2004        2003     2002     2001     2000
-------------------------------------------------------------------------------------------------------
First Trust Value Line[RegTM] -- Target 25 (1999)
  With No Optional Benefits
  Unit Price                                          $ 16.61       --       --       --       --
  Number of Units                                      33,213       --       --       --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                               --       --       --       --       --
  Number of Units                                          --       --       --       --       --
  With GMWB
  Unit Value                                               --       --       --       --       --
  Number of Units                                          --       --       --       --       --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                               --       --       --       --       --
  Number of Units                                          --       --       --       --       --
  With any one of EBP or HAV and GMWB
  Unit Value                                               --       --       --       --       --
  Number of Units                                          --       --       --       --       --
  With HAV, EBP and GRO Plus
  Unit Price                                               --       --       --       --       --
  Number of Units                                          --       --       --       --       --
  With HAV, EBP and GMWB
  Unit Value                                               --       --       --       --       --
  Number of Units                                          --       --       --       --       --
-----------------------------------------------------------------------------------------------------
SP William Blair International Growth
  With No Optional Benefits
  Unit Price                                          $ 10.53       --       --       --       --
  Number of Units                                      18,568       --       --       --       --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                          $ 10.53       --       --       --       --
  Number of Units                                      18,201       --       --       --       --
  With GMWB
  Unit Value                                          $ 10.53       --       --       --       --
  Number of Units                                          89       --       --       --       --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                          $ 10.53       --       --       --       --
  Number of Units                                           3       --       --       --       --
  With any one of EBP or HAV and GMWB
  Unit Value                                          $ 10.53       --       --       --       --
  Number of Units                                       2,276       --       --       --       --
  With HAV, EBP and GRO Plus
  Unit Price                                          $ 10.53       --       --       --       --
  Number of Units                                      73,031       --       --       --       --
  With HAV, EBP and GMWB
  Unit Value                                               --       --       --       --       --
  Number of Units                                          --       --       --       --       --
-----------------------------------------------------------------------------------------------------

                                      A-50

APPENDIX A AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

1: Effective May 2, 2005 the name of the Wells Fargo Variable Trust
International Equity Portfolio has changed to Wells Fargo Variable Trust
Advantage International Core Portfolio.

2: Effective May 2, 2005 the name of the Wells Fargo Variable Trust Small-Cap
Growth Portfolio has changed to Wells Fargo Variable Trust Advantage Small-Cap
Growth Portfolio.

3: Effective May 2, 2005 the name of the Wells Fargo Variable Trust Growth
Portfolio has changed to Wells Fargo Variable Trust Advantage Large Company Core
Portfolio.

4: Effective May 2, 2005 the name of the Wells Fargo Variable Trust Large
Company Growth Portfolio has changed to Wells Fargo Variable Trust Advantage
Large Company Growth Portfolio.

5: Effective May 2, 2005 the name of the Wells Fargo Variable Trust Equity Value
Portfolio has changed to Wells Fargo Variable Trust Advantage C&B Large-Cap
Value Portfolio.

6: Effective May 2, 2005 the name of the Wells Fargo Variable Trust Equity
Income Portfolio has changed to Wells Fargo Variable Trust Advantage Equity
Income Portfolio.

7: Effective May 2, 2005 the name of the Wells Fargo Variable Trust Asset
Allocation Portfolio has changed to Wells Fargo Variable Trust Advantage Asset
Allocation Portfolio.

8: Effective May 2, 2005 the name of the Wells Fargo Variable Trust Total Return
Bond Portfolio has changed to Wells Fargo Variable Trust Advantage Total Return
Bond Portfolio.

9: Effective May 2, 2005 the name of the AST State Street Research Small-Cap
Growth Portfolio has changed to AST Small-Cap Growth Portfolio. 10: Effective
May 2, 2005 the name of the AST Alliance Growth Portfolio has changed to AST
AllianceBernstein Large-Cap Growth Portfolio.

11: Effective May 2, 2005 the name of the AST Alliance/Bernstein Growth + Value
Portfolio has changed to AST AllianceBernstein Growth + Value Portfolio.

12: Effective May 2, 2005 the name of the AST Sanford Bernstein Core Value
Portfolio has changed to AST AllianceBernstein Core Value Portfolio.

13: Effective May 2, 2005 the name of the AST Sanford Bernstein Managed Index
500 Portfolio has changed to AST AllianceBernstein Managed Index 500 Portfolio.

14: Effective May 2, 2005 the name of the AST Alliance Growth and Income
Portfolio has changed to AST AllianceBernstein Growth & Income Portfolio.

15: Effective May 2, 2005 the name of the AST DeAM Global Allocation Portfolio has changed to AST Global Allocation Portfolio.

16: Effective April 15, 2005 the name of the Evergreen VA--Special Equity
Portfolio has changed to Evergreen VA Growth Portfolio.

17: Effective May 2, 2005 the name of the First Trust Global Target 15 Portfolio has changed to First Trust Global Dividend Target 15 Portfolio.

                                      A-51

                       This page intentionally left blank

APPENDIX B -- CALCULATION OF OPTIONAL DEATH BENEFITS

AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

APPENDIX B

EXAMPLES OF ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT CALCULATION

The following are examples of how the Enhanced Beneficiary Protection Optional
Death Benefit is calculated. Each example assumes that a $50,000 initial
Purchase Payment is made. Each example assumes that there is one Owner who is age 50 on the Issue Date and that all Account Value is maintained in the variable investment options. The formula for determining the Enhanced
Beneficiary Protection Optional Death Benefit is as follows:

                Account Value of variable
            investment options plus Interim                     Purchase Payments -
Growth =                                            minus
               Value of Fixed Allocations                   proportional withdrawals
                  (no MVA applies)

Example with market increase
Assume that the Owner has made no withdrawals and that the Account Value has been increasing due to positive market performance. On the date we receive due proof of death, the Account Value is $75,000. The basic Death Benefit is calculated as Purchase Payments minus proportional withdrawals, or Account
Value, which ever is greater. Therefore, the basic Death Benefit is equal to
$75,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($75,000) PLUS 40% of the
"Growth" under the Annuity.

Growth    =    $75,000 - [$50,000 - $0]
          =    $25,000

Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit =
40% of Growth
          =    $25,000 x 0.40
          =    $10,000

Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection
Optional Death Benefit
          =   $ 85,000

Examples with market decline
Assume that the Owner has made no withdrawals and that the Account Value has been decreasing due to declines in market performance. On the date we receive due proof of death, the Account Value is $45,000. The basic Death Benefit is calculated as Purchase Payments minus proportional withdrawals, or Account
Value, which ever is greater. Therefore, the basic Death Benefit is equal to
$50,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($50,000) PLUS the "Growth"
under the Annuity.

Growth    =    $45,000 - [$50,000 - $0]
          =    $-5,000

Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit =
40% of Growth

            NO BENEFIT IS PAYABLE
Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection
Optional Death Benefit

          =    $50,000

                                      B-1

Appendix B -- Calculation of Optional Death Benefits continued
 APPENDIX B AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

In this example you would receive no additional benefit from purchasing the
Enhanced Beneficiary Protection Optional Death Benefit.

Example with market increase and withdrawals Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 5 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $90,000. The basic
Death Benefit is calculated as Purchase Payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $90,000. The Enhanced Beneficiary Protection Optional Death Benefit is
equal to the amount payable under the basic Death Benefit ($90,000) PLUS 40% of the "Growth" under the Annuity.

Growth      =    $90,000 - [$50,000 - ($50,000 x $15,000/$75,000)]
            =    $90,000 - [$50,000 - $10,000]
            =    $90,000 - $40,000
            =    $50,000

Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit =
40% of Growth

            =    $50,000 x 0.40
            =    $20,000

Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection
Optional Death Benefit

            =    $110,000

Examples of Highest Anniversary Value Death Benefit Calculation The following are examples of how the Highest Anniversary Value Death Benefit is calculated.
Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date and that all
Account Value is maintained in the variable investment options.

Example with market increase and death before Death Benefit Target Date Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the date we receive due proof of death, the Account Value is $75,000; however, the
Anniversary Value on the 5th anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death
Benefit is equal to the greater of the Highest Anniversary Value or the basic
Death Benefit. The Death Benefit would be the Highest Anniversary Value
($90,000) because it is greater than the amount that would have been payable under the basic Death Benefit ($75,000).

Example with withdrawals

Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 7 when the Account Value was $75,000. On the date we receive due proof of death, the
Account Value is $80,000; however, the Anniversary Value on the 5th anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the
Death Benefit Target Date. The Death Benefit is equal to the greater of the
Highest Anniversary Value or the basic Death Benefit.

Highest Anniversary Value    =    $90,000 - [$90,000 x $15,000/$75,000]
                             =    $90,000 - $18,000
                             =    $72,000
Basic Death Benefit          =    max [$80,000, $50,000 - ($50,000 x $15,000/$75,000)]
                             =    max [$80,000, $40,000]
                             =    $80,000

The Death Benefit therefore is $80,000.

                                      B-2

APPENDIX B AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

EXAMPLE WITH DEATH AFTER DEATH BENEFIT TARGET DATE

Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals had been made prior to the
Death Benefit Target Date. Further assume that the Owner dies after the Death
Benefit Target Date, when the Account Value is $75,000. The Highest Anniversary
Value on the Death Benefit Target Date was $80,000; however, following the Death
Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death
Benefit is equal to the greater of the Highest Anniversary Value plus Purchase
Payments minus proportional withdrawals after the Death Benefit Target Date or the basic Death Benefit.

Highest Anniversary Value    =    $80,000 + $15,000 - [($80,000 + $15,000) x $5,000/$70,000]
                             =    $80,000 + $15,000 - $6,786
                             =    $ 88,214

Basic Death Benefit          =    max [$75,000, ($50,000 + $15,000) - {($50,000 + $15,000) x $5,000/$70,000}]
                             =    max [$75,000, $60,357]
                             =    $ 75,000

The Death Benefit therefore is $88,214.

Examples of Combination 5% Roll-Up and Highest Anniversary Value Death Benefit
Calculation

The following are examples of how the Combination 5% Roll-Up and Highest
Anniversary Value Death Benefit are calculated. Each example assumes an initial
Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date and that all Account Value is maintained in the variable investment options.

Example with market increase and death before Death Benefit Target Date Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the 7th anniversary of the Issue Date we receive due proof of death, at which time the
Account Value is $75,000; however, the Anniversary Value on the 5th anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the
Death Benefit Target Date. The Roll-Up Value is equal to initial Purchase
Payment accumulated at 5% for 6 years, or $67,005. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death
Benefit. The Death Benefit would be the Highest Anniversary Value ($90,000)
because it is greater than both the Roll-Up Value ($67,005) and the amount that would have been payable under the basic Death Benefit ($75,000).

Example with withdrawals

Roll-Up Value                =    {($67,005 - $3,350) - [($67,005 - $3,350) x $1,650/($45,000 - $3,350)]} x 1.05
                             =    ($63,655 - $2,522) x 1.05
                             =    $64,190

Highest Anniversary Value    =    $70,000 - [$70,000 x $5,000/$45,000]
                             =    $70,000 - $7,778
                             =    $62,222

Basic Death Benefit          =    max [$43,000, $50,000 - ($50,000 x $5,000/$45,000)]
                             =    max [$43,000, $44,444]
                             =    $44,444

The Death Benefit therefore is $64,190.

                                      B-3

Appendix B -- Calculation of Optional Death Benefits continued
 APPENDIX B AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

EXAMPLE WITH DEATH AFTER DEATH BENEFIT TARGET DATE

Assume that the Owner has not made any withdrawals prior to the Death Benefit
Target Date. Further assume that the Owner dies after the Death Benefit Target
Date, when the Account Value is $75,000. The Roll-Up Value on the Death Benefit
Target Date (the contract anniversary on or following the Owner's 80th birthday)
is equal to initial Purchase Payment accumulated at 5% for 10 years, or $81,445.
The Highest Anniversary Value on the Death Benefit Target Date was $85,000;
however, following the Death Benefit Target Date, the Owner made a Purchase
Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account
Value was $70,000. The Death Benefit is equal to the greatest of the Roll-Up
Value, Highest Anniversary Value or the basic Death Benefit as of the Death
Benefit Target Date; each increased by subsequent purchase payments and reduced proportionally for subsequent withdrawals.

Roll-Up Value                =    $81,445 + $15,000 - [($81,445 + $15,000) x $5,000/$70,000]
                             =    $81,445 + $15,000 - $6,889
                             =    $89,556

Highest Anniversary Value    =    $85,000 + $15,000 - [($85,000 + $15,000) x $5,000/$70,000]
                             =    $85,000 + $15,000 - $7,143
                             =    $92,857

Basic Death Benefit          =    max [$75,000, $50,000 + $15,000 - {($50,000 + $15,000) x
                                  $5,000/$70,000}]
                             =    max [$75,000, $60,357]
                             =    $75,000

The Death Benefit therefore is $92,857.

Examples of Highest Daily Value Death Benefit Calculation The following are examples of how the HDV Death Benefit is calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one
Owner who is age 70 on the Issue Date.

Example with market increase and death before Death Benefit Target Date Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the date we receive due proof of death, the Account Value is $75,000; however, the Highest
Daily Value was $90,000. Assume, as well, that the Owner has died before the
Death Benefit Target Date. The Death Benefit is equal to the greater of the
Highest Daily Value or the basic Death Benefit. The Death Benefit would be the
HDV ($90,000) because it is greater than the amount that would have been payable under the basic Death Benefit ($75,000).

Example with withdrawals

Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 7 when the Account Value was $75,000. On the date we receive due proof of death, the
Account Value is $80,000; however, the Highest Daily Value ($90,000) was attained during the fifth Annuity Year. Assume, as well, that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Daily Value (proportionally reduced by the subsequent withdrawal)
or the basic Death Benefit.

Highest Daily Value    =    $90,000 - [$90,000 x $15,000/$75,000]
                       =    $90,000 - $18,000
                       =    $72,000

Basic Death Benefit    =    max [$80,000, $50,000 - ($50,000 x $15,000/$75,000)]
                       =    max [$80,000, $40,000]
                       =    $80,000

The Death Benefit therefore is $80,000.

                                      B-4

APPENDIX B AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

EXAMPLE WITH DEATH AFTER DEATH BENEFIT TARGET DATE

Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals had been made prior to the
Death Benefit Target Date. Further assume that the Owner dies after the Death
Benefit Target Date, when the Account Value is $75,000. The Highest Daily Value on the Death Benefit Target Date was $80,000; however, following the Death
Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death
Benefit is equal to the greater of the Highest Daily Value on the Death Benefit
Target Date plus Purchase Payments minus proportional withdrawals after the
Death Benefit Target Date or the basic Death Benefit.

Highest Daily Value    =    $80,000 + $15,000 - [($80,000 + $15,000) x $5,000/$70,000]
                       =    $80,000 + $15,000 - $6,786
                       =    $88,214

Basic Death Benefit    =    max [$75,000, ($50,000 + $15,000) - {($50,000 + $15,000) x $5,000/$70,000}]
                       =    max [$75,000, $60,357]
                       =    $75,000

The Death Benefit therefore is $88,214.

                                      B-5

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APPENDIX C -- ADDITIONAL INFORMATION ON ASSET ALLOCATION PROGRAMS
 APPENDIX C AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

PROGRAM RULES

..    You can elect an asset allocator program where the Sub-accounts for each asset class in each model portfolio are designated based on an evaluation of available Sub-accounts. If you elect the Lifetime Five Benefit ("LT5")
     or the Highest Daily Value Death Benefit ("HDV"), you must enroll in one of the eligible model portfolios. Asset allocation is a sophisticated method of diversification that allocates assets among asset classes in order to manage investment risk and potentially enhance returns over the long term.
     However, asset allocation does not guarantee a profit or protect against a loss.

How the Asset Allocation Program Works

..    Amounts will automatically be allocated in accordance with the percentages and to Sub-accounts indicated for the model portfolio that you choose. If you allocate your Account Value or transfer your Account Value among any
     Sub-accounts that are outside of your model portfolio, we will allocate these amounts according to the allocation percentages of the applicable model portfolio upon the next rebalancing. You may only choose one model portfolio at a time. When you enroll in the asset allocation program and upon each rebalance thereafter, 100% of your Account Value allocated to the variable Sub-accounts will be allocated to the asset allocation program.
     Any Account Value not invested in the Sub-accounts will not be part of the program.

..    Additional Purchase Payments: Unless otherwise requested, any additional
     Purchase Payments applied to the variable Sub-accounts in the Annuity will be allocated to the Sub-accounts according to the allocation percentages for the model portfolio you choose. Allocation of additional Purchase
     Payments outside of your model portfolio but into a Sub-account, will be reallocated according to the allocation percentages of the applicable model portfolio upon the next rebalancing.

..    Rebalancing Your Model Portfolio: Changes in the value of the Sub-account will cause your Account Value allocated to the Sub-accounts to vary from the percentage allocations of the model portfolio you select. By selecting the asset allocation program, you have directed us to periodically (e.g., quarterly) rebalance your Account Value allocated to the Sub-accounts in accordance with the percentage allocations assigned to each Sub-account within your model portfolio at the time you elected the program or as later modified with your consent. Some asset allocation programs will only require that a rebalancing occur when the percent of your Account Value allocated to the Sub-accounts are outside of the acceptable range permitted under such asset allocation program. Note -- Any Account Value not invested in the Sub-accounts will not be affected by any rebalance.

..    Sub-account Changes Within the Model Portfolios: From time to time you may be notified of a suggested change in a Sub-account or percentage allocated to a Sub-account within your model portfolio. If you consent (in the manner that is then permitted or required) to the suggested change, then it will be implemented upon the next rebalance. If you do not consent then rebalancing will continue in accordance with your unchanged model portfolio, unless the Sub-account is no longer available under your
     Annuity, in which case your lack of consent will be deemed a request to terminate the asset allocation program and the provisions under
     "Termination or Modification of the Asset Allocation Program" will apply.

..    Owner Changes in Choice of Model Portfolio: You may change from the model portfolio that you have elected to any other currently available model portfolio at any time. The change will be implemented on the date we receive all required information in the manner that is then permitted or required.

Termination or Modification of the Asset Allocation Program:

..    You may request to terminate your asset allocation program at any time. Any termination will be effective on the date that American Skandia receives your termination request in good order. If you are enrolled in HDV or LT5, termination of your asset allocation program must coincide with enrollment in a then currently available and approved asset allocation program or other approved option. However, if you are enrolled in LT5 you may terminate the LT5 benefit in order to then terminate your asset allocation program. American Skandia reserves the right to terminate or modify the asset allocation program at any time with respect to any programs.

Restrictions on Electing the Asset Allocation:

..    You cannot participate in auto-rebalancing or a DCA program while enrolled in an asset allocation program. Upon election of an asset allocation program, American Skandia will automatically terminate your enrollment in any auto-rebalancing or DCA program. Finally, Systematic Withdrawals can only be made as flat dollar amounts.

                                      C-1

                       This page intentionally left blank

APPENDIX D -- SELECTING THE VARIABLE ANNUITY THAT'S RIGHT FOR YOU
 APPENDIX D AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

American Skandia Life Assurance Corporation offers several deferred variable annuity products. Each annuity has different features and benefits that may be appropriate for you based on your individual financial situation and how you intend to use the annuity.

The different features and benefits may include variations on your ability to access funds in your annuity without the imposition of a withdrawal charge as well as different ongoing fees and charges you pay to stay in the contract.
Additionally, differences may exist on various optional benefits such as guaranteed living benefits or death benefit protection.

Among the factors you should consider when choosing which annuity product may be most appropriate for your individual needs are the following:

..    Your age;

..    The amount of your investment and any planned future deposits into the annuity;

..    How long you intend to hold the annuity (also referred to as investment time horizon);

..    Your desire to make withdrawals from the annuity;

..    Your investment return objectives;

..    The effect of optional benefits that may be elected, and

..    Your desire to minimize costs and/or maximize return associated with the annuity.

The following chart outlines some of the different features for each American
Skandia Annuity. The availability of optional features, such as those noted in the chart, may increase the cost of the contract. Therefore you should carefully consider which features you plan to use when selecting your annuity. You should also consider the investment objectives, risks, charges and expenses of an investment carefully before investing.

In addition, the hypothetical illustrations below reflect the account value and surrender value of each variable annuity over a variety of holding periods.
These charts are meant to reflect how your annuities can grow or decrease depending on market conditions and the comparable value of each of the annuities
(which reflects the charges associated with the annuities) under the assumptions noted.

Your registered representative can provide you with prospectuses of one or more of these variable annuities noted in this document and can guide you to
Selecting the Variable Annuity That's Right for You.

AMERICAN SKANDIA ANNUITY PRODUCT COMPARISON

Below is a summary of American Skandia's annuity products. ASL II refers to
American Skandia Lifevest[RegTM] II, APEX II refers to American Skandia APEX(SM)
II, Stagecoach APEX II refers to American Skandia Stagecoach(TM) APEX(SM) II,
ASAP III refers to American Skandia Advisor Plan(SM) III, Stagecoach ASAP III
refers to American Skandia Stagecoach(TM) ASAP(SM) III, Xtra Credit SIX refers to American Skandia Xtra Credit(SM) SIX and Stagecoach(TM) Xtra Credit(SM) SIX
refers to American Skandia Stagecoach(TM) Xtra Credit(SM) SIX. You should consider the investment objectives, risks, charges and expenses of an investment in any Annuity carefully before investing. Each product prospectus as well as the underlying portfolio prospectuses contains this and other information about the variable annuities and underlying investment options. Your Investment
Professional can provide you with prospectuses for one or more of these variable annuities and the underlying portfolios and can help you decide upon the product that would be most advantageous for you given your individual needs. Please read the prospectuses carefully before investing.

                                      D-1

Appendix D -- Selecting the Variable Annuity That's Right for You continued

APPENDIX D AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

                                                                                                               XTra Credit
                                                   APEXII/Stagecoach             ASAP III/Stagecoach         SIX/Stagecoach
                            ASL II                      APEX II                       ASAP III             XTra Credit Six
-----------------------------------------------------------------------------------------------------------------------------------
 Minimum Investment       $15,000                  $10,000                       $10,000                   $10,000
-----------------------------------------------------------------------------------------------------------------------------------
 Maximum Issue Age        No Maximum Age           85                            80                        75
-----------------------------------------------------------------------------------------------------------------------------------
 Withdrawal Charge        None                     4 Years                       8 Years                   10 Years
 Schedule                                          (8.5%, 8%, 7%, 6%)            (7.5%, 7%, 6.5%, 6%,      (9%, 9%, 8.5% ,8%,
                                                                                 5%, 4%, 3%, 2%)           7%, 6%, 5%, 4%,
                                                                                                           3%, 2%)
-----------------------------------------------------------------------------------------------------------------------------------
 Insurance and            1.65%                    1.65%                         1.25% years 1-8;          1.65% years 1-10;
 Distribution Charge                                                             0.65% years 9+            0.65% years 11+
-----------------------------------------------------------------------------------------------------------------------------------
 Contract Charges         Lesser of $35 or         Lesser of $35 or              Lesser of $35 or          Lesser of $35 or
                          2% of Account Value*     2% of Account Value*          2% of Account Value*      2% of Account
                                                                                                           Value*
-----------------------------------------------------------------------------------------------------------------------------------
 Contract Credit          No                       Yes. Effective for            No                        Yes based on year
                                                   Contracts issued on or                                  purchase payment
                                                   after June 20, 2005.                                    received for first 6
                                                   Generally, we apply a                                   years of contract
                                                   Loyalty Credit to your                                  (6%, 5%, 4%, 3%,
                                                   Annuity's Account                                       2%, 1%)
                                                   Value at the end of
                                                   your fifth contract year
                                                   (i.e., on your fifth
                                                   Contract Anniversary).
                                                   The Loyalty Credit is equal
                                                   to 2.25% of total Purchase
                                                   Payments made during the
                                                   first four contract years
                                                   less the cumulative amount of
                                                   withdrawals made (including
                                                   the deduction of any CDSC
                                                   amounts) through the fifth
                                                   Contract Anniversary
-----------------------------------------------------------------------------------------------------------------------------------
 Fixed Rate Account       Fixed Rates Available    Fixed Rates Available         Fixed Rates Available     Fixed Rates Available
 (early withdrawals are   (As of May 1, 2005       (As of May 1, 2005            (As of May 1, 2005        (As of May 1, 2005
 subject to a Market      currently offering       currently offering            currently offering        currently offering
 Value Adjustment)        durations of:            durations of:                 durations of:             durations of:
                          1,2,3,5,7,10 years)      1,2,3,5,7,10 years)           1,2,3,5,7,10 years)       1,2,3,5,7,10 years)
-----------------------------------------------------------------------------------------------------------------------------------
 Variable Investment      All options available    All options available         All options available     All options available
 Options(1)
-----------------------------------------------------------------------------------------------------------------------------------

                                      D-2

APPENDIX D AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

                                                                                                               XTra Credit
                                                   APEXII/Stagecoach             ASAP III/Stagecoach         SIX/Stagecoach
                            ASL II                      APEX II                     ASAP III               XTra Credit Six
----------------------------------------------------------------------------------------------------------------------------------
 Standard Death           Prior to age 85: The     The greater of:               The greater of:           The greater of:
 Benefit                  greater of: purchase     purchase payments             purchase payments         purchase payments
                          payments less            less proportional             less proportional         less proportional
                          proportional             withdrawals or account        withdrawals or account    withdrawals or
                          withdrawals or account   value (no MVA                 value (no MVA             account value (no
                          value (no MVA            Applied).                     Applied).                 MVA Applied) less
                          Applied).                                                                        an amount equal to
                          On or after age 85:                                                              the credits applied
                          account value                                                                    within the 12 months
                                                                                                           prior to date of death.
----------------------------------------------------------------------------------------------------------------------------------
 Optional Death           Enhanced Beneficiary     EBP II,                       EBP II,                   EBP II,
 Benefits (for an         Protection (EBPII)       HDV,                          HDV,                      HDV,
 additional cost)(2)      Highest Daily            HAV,                          HAV,                      HAV,
                          Value (HDV)              Combo 5%                      Combo 5%                  Combo 5%
                          Highest Account          Roll-up/HAV                   Roll-up/HAV               Roll-up/HAV
                          Value (HAV)
                          Combo 5%
                          Roll-up/HAV

----------------------------------------------------------------------------------------------------------------------------------
 Living Benefits (for an  GRO/ GRO Plus,           GRO/ GRO Plus,                GRO/ GRO Plus,            GRO/ GRO Plus,
 additional cost)(3)      Guaranteed Minimum       GMWB,                         GMWB,                     GMWB,
                          Withdrawal Benefit       GMIB,                         GMIB,                     GMIB,
                          (GMWB),                  Lifetime Five                 Lifetime Five             Lifetime Five
                          Guaranteed Minimum
                          Income Benefit
                          (GMIB),

                          Lifetime Five

----------------------------------------------------------------------------------------------------------------------------------
 Annuity Rewards(4)       Not Available            Available after initial       Available after initial   Available after initial
                                                   withdrawal period             withdrawal period         withdrawal period
----------------------------------------------------------------------------------------------------------------------------------

HYPOTHETICAL ILLUSTRATION

The following examples outline the value of each annuity as well as the amount that would be available to an investor as a result of full surrender at the end of each of the contract years specified. The values shown below are based on the following assumptions:

An initial investment of $100,000 is made into each contract earning a gross rate of return of 0% and 6% respectively.

..    No subsequent deposits or withdrawals are made from the contract.

..    The hypothetical gross rates of return are reduced by the arithmetic average of the fees and expenses of the underlying portfolios and the charges that are deducted from the Annuity at the Separate Account level as follows(5):

..    1.55% based on the fees and expenses of the underlying portfolios as of
     December 31, 2004.(1) The arithmetic average of all fund expenses are computed by adding portfolio management fees, 12b-1 fees and other expenses of all of the underlying portfolios and then dividing by the number of portfolios. For purposes of the illustrations, we do not reflect any expense reimbursements or expense waivers that might apply and are described in the prospectus fee table.

..    The Separate Account level charges include the Insurance Charge and
     Distribution Charge (as applicable).

..    The Annuity Value and Surrender Value are further reduced by the annual maintenance fee. For XTra Credit SIX, Stagecoach XTra Credit SIX, APEX II,
     and Stagecoach APEX II, the Annuity Value and Surrender Value also reflect the addition of any applicable bonus credits.

                                      D-3

Appendix D -- Selecting the Variable Annuity That's Right for You continued
 APPENDIX D AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

The Annuity Value displays the current account value assuming no surrender while the Surrender Value assumes a 100% surrender on the day after the contract anniversary, therefore, reflecting the decrease in surrender charge where applicable. The values that you actually experience under an Annuity will be different what is depicted here if any of the assumptions we make here differ from your circumstances, however the relative values for each product reflected below will remain the same. (We will provide you with a personalized illustration upon request). Shaded cells represent the product with the highest customer Surrender Value for the contract year. Multiple shaded cells represent a tie between two or more annuities.

0% GROSS RATE OF RETURN

-------------------------------------------------------------------------------------------------------------------------------
                                                                                              XTra Credit
                                     APEX II/Stagecoach        ASAP III/Stagecoach           SIX/Stagecoach
                 ASL II                    APEX II                  ASAP III                XTra Credit SIX
-------------------------------------------------------------------------------------------------------------------------------
          Annuity     Surrender     Annuity     Surrender     Annuity     Surrender      Annuity       Surrender
  Yr       Value        Value        Value        Value        Value        Value         Value          Value
-------------------------------------------------------------------------------------------------------------------------------
  1       $96,791     $  96,791     $96,791     $  88,791     $97,184     $  90,184     $102,600      $  93,600
-------------------------------------------------------------------------------------------------------------------------------
  2       $93,683     $  93,683     $93,683     $  86,683     $94,447     $  87,947     $ 99,308      $  90,808
-------------------------------------------------------------------------------------------------------------------------------
  3       $90,674     $  90,674     $90,674     $  84,674     $91,786     $  85,786     $ 96,121      $  88,121
-------------------------------------------------------------------------------------------------------------------------------
  4       $87,761     $  87,761     $87,761     $  87,761     $89,199     $  84,199     $ 93,034      $  86,034
-------------------------------------------------------------------------------------------------------------------------------
  5       $84,940     $  84,940     $84,940     $  84,940     $86,683     $  82,683     $ 90,046      $  84,046
-------------------------------------------------------------------------------------------------------------------------------
  6       $82,208     $  82,208     $84,387     $  84,387     $84,238     $  81,238     $ 87,153      $  82,153
-------------------------------------------------------------------------------------------------------------------------------
  7       $79,564     $  79,564     $81,673     $  81,673     $81,861     $  79,861     $ 84,351      $  80,351
-------------------------------------------------------------------------------------------------------------------------------
  8       $77,003     $  77,003     $79,046     $  79,046     $79,549     $  79,549     $ 81,638      $  78,638
-------------------------------------------------------------------------------------------------------------------------------
  9       $74,524     $  74,524     $76,501     $  76,501     $77,772     $  77,772     $ 79,012      $  77,012
-------------------------------------------------------------------------------------------------------------------------------
  10      $72,123     $  72,123     $74,038     $  74,038     $76,034     $  76,034     $ 76,469      $  76,469
-------------------------------------------------------------------------------------------------------------------------------
  11      $69,799     $  69,799     $71,653     $  71,653     $74,334     $  74,334     $ 74,759      $  74,759
-------------------------------------------------------------------------------------------------------------------------------
  12      $67,548     $  67,548     $69,343     $  69,343     $72,671     $  72,671     $ 73,087      $  73,087
-------------------------------------------------------------------------------------------------------------------------------
  13      $65,369     $  65,369     $67,107     $  67,107     $71,045     $  71,045     $ 71,451      $  71,451
-------------------------------------------------------------------------------------------------------------------------------
  14      $63,259     $  63,259     $64,942     $  64,942     $69,454     $  69,454     $ 69,852      $  69,852
-------------------------------------------------------------------------------------------------------------------------------
  15      $61,215     $  61,215     $62,845     $  62,845     $67,898     $  67,898     $ 68,287      $  68,287
-------------------------------------------------------------------------------------------------------------------------------
  16      $59,237     $  59,237     $60,815     $  60,815     $66,376     $  66,376     $ 66,756      $  66,756
-------------------------------------------------------------------------------------------------------------------------------
  17      $57,322     $  57,322     $58,850     $  58,850     $64,887     $  64,887     $ 65,260      $  65,260
-------------------------------------------------------------------------------------------------------------------------------
  18      $55,467     $  55,467     $56,946     $  56,946     $63,431     $  63,431     $ 63,795      $  63,795
-------------------------------------------------------------------------------------------------------------------------------
  19      $53,671     $  53,671     $55,104     $  55,104     $62,007     $  62,007     $ 62,363      $  62,363
-------------------------------------------------------------------------------------------------------------------------------
  20      $51,933     $  51,933     $53,319     $  53,319     $60,614     $  60,614     $ 60,963      $  60,963
-------------------------------------------------------------------------------------------------------------------------------
  21      $50,249     $  50,249     $51,592     $  51,592     $59,252     $  59,252     $ 59,593      $  59,593
-------------------------------------------------------------------------------------------------------------------------------
  22      $48,619     $  48,619     $49,919     $  49,919     $57,919     $  57,919     $ 58,253      $  58,253
-------------------------------------------------------------------------------------------------------------------------------
  23      $47,041     $  47,041     $48,299     $  48,299     $56,616     $  56,616     $ 56,942      $  56,942
-------------------------------------------------------------------------------------------------------------------------------
  24      $45,512     $  45,512     $46,731     $  46,731     $55,341     $  55,341     $ 55,660      $  55,660
-------------------------------------------------------------------------------------------------------------------------------
  25      $44,033     $  44,033     $45,213     $  45,213     $54,094     $  54,094     $ 54,406      $  54,406
-------------------------------------------------------------------------------------------------------------------------------

Assumptions:
1. $100,000 initial investment
2. Fund Expenses = 1.55%
3. No optional death benefits or living benefits elected

                                      D-4

APPENDIX D AMERICAN SKANDIA STAGECOACH ADVISOR PLAN III PROSPECTUS

6% GROSS RATE OF RETURN

-------------------------------------------------------------------------------------------------------------------------------
                                                                                                    XTra Credit
                                        APEX II/Stagecoach          ASAP III/Stagecoach            SIX/Stagecoach
                  ASL II                      APEX II                    ASAP III                 XTra Credit SIX
-------------------------------------------------------------------------------------------------------------------------------
           Annuity      Surrender      Annuity      Surrender      Annuity      Surrender      Annuity       Surrender
  Yr        Value         Value         Value         Value         Value         Value         Value          Value
-------------------------------------------------------------------------------------------------------------------------------
  1       $102,635      $ 102,635     $102,635      $  94,635     $103,053      $  96,053     $108,758      $  99,758
-------------------------------------------------------------------------------------------------------------------------------
  2       $105,340      $ 105,340     $105,340      $  98,340     $106,198      $  99,698     $111,589      $ 103,089
-------------------------------------------------------------------------------------------------------------------------------
  3       $108,115      $ 108,115     $108,115      $ 102,115     $109,440      $ 103,440     $114,495      $ 106,495
-------------------------------------------------------------------------------------------------------------------------------
  4       $110,964      $ 110,964     $110,964      $ 110,964     $112,781      $ 107,781     $117,477      $ 110,477
-------------------------------------------------------------------------------------------------------------------------------
  5       $113,888      $ 113,888     $113,888      $ 113,888     $116,223      $ 112,223     $120,537      $ 114,537
-------------------------------------------------------------------------------------------------------------------------------
  6       $116,890      $ 116,890     $119,199      $ 119,199     $119,771      $ 116,771     $123,679      $ 118,679
-------------------------------------------------------------------------------------------------------------------------------
  7       $119,970      $ 119,970     $122,340      $ 122,340     $123,427      $ 121,427     $126,903      $ 122,903
-------------------------------------------------------------------------------------------------------------------------------
  8       $123,131      $ 123,131     $125,564      $ 125,564     $127,195      $ 127,195     $130,212      $ 127,212
-------------------------------------------------------------------------------------------------------------------------------
  9       $126,376      $ 126,376     $128,872      $ 128,872     $131,874      $ 131,874     $133,608      $ 131,608
-------------------------------------------------------------------------------------------------------------------------------
  10      $129,706      $ 129,706     $132,268      $ 132,268     $136,725      $ 136,725     $137,094      $ 137,094
-------------------------------------------------------------------------------------------------------------------------------
  11      $133,124      $ 133,124     $135,754      $ 135,754     $141,755      $ 141,755     $142,102      $ 142,102
-------------------------------------------------------------------------------------------------------------------------------
  12      $136,632      $ 136,632     $139,331      $ 139,331     $146,970      $ 146,970     $147,294      $ 147,294
-------------------------------------------------------------------------------------------------------------------------------
  13      $140,232      $ 140,232     $143,003      $ 143,003     $152,376      $ 152,376     $152,678      $ 152,678
-------------------------------------------------------------------------------------------------------------------------------
  14      $143,927      $ 143,927     $146,771      $ 146,771     $157,982      $ 157,982     $158,259      $ 158,259
-------------------------------------------------------------------------------------------------------------------------------
  15      $147,720      $ 147,720     $150,638      $ 150,638     $163,793      $ 163,793     $164,046      $ 164,046
-------------------------------------------------------------------------------------------------------------------------------
  16      $151,613      $ 151,613     $154,608      $ 154,608     $169,819      $ 169,819     $170,046      $ 170,046
-------------------------------------------------------------------------------------------------------------------------------
  17      $155,608      $ 155,608     $158,682      $ 158,682     $176,066      $ 176,066     $176,266      $ 176,266
-------------------------------------------------------------------------------------------------------------------------------
  18      $159,708      $ 159,708     $162,863      $ 162,863     $182,543      $ 182,543     $182,716      $ 182,716
-------------------------------------------------------------------------------------------------------------------------------
  19      $163,917      $ 163,917     $167,155      $ 167,155     $189,258      $ 189,258     $189,402      $ 189,402
-------------------------------------------------------------------------------------------------------------------------------
  20      $168,236      $ 168,236     $171,560      $ 171,560     $196,220      $ 196,220     $196,335      $ 196,335
-------------------------------------------------------------------------------------------------------------------------------
  21      $172,669      $ 172,669     $176,081      $ 176,081     $203,438      $ 203,438     $203,522      $ 203,522
-------------------------------------------------------------------------------------------------------------------------------
  22      $177,219      $ 177,219     $180,720      $ 180,720     $210,922      $ 210,922     $210,974      $ 210,974
-------------------------------------------------------------------------------------------------------------------------------
  23      $181,889      $ 181,889     $185,483      $ 185,483     $218,681      $ 218,681     $218,700      $ 218,700
-------------------------------------------------------------------------------------------------------------------------------
  24      $186,682      $ 186,682     $190,370      $ 190,370     $226,726      $ 226,726     $226,710      $ 226,710
-------------------------------------------------------------------------------------------------------------------------------
  25      $191,601      $ 191,601     $195,387      $ 195,387     $235,066      $ 235,066     $235,015      $ 235,015
-------------------------------------------------------------------------------------------------------------------------------

Assumptions:
1. $100,000 initial investment
2. Fund Expenses = 1.55%
3. No optional death benefits or living benefits elected

*    Contract charges are waived for account values greater than $100,000.

1)   If you are purchasing your Annuity through an Investment Professional that is associated with Wells Fargo, your variable investment option choices are different than those that are offered through other broker-dealers. In addition, due to the differences in the variable investment option choices, the expenses for the underlying portfolios that are available under the
     "Stagecoach" products are slightly lower and if those expenses were reflected, the values illustrated would be slightly higher.

2)   For more information on these benefits, refer to the "Death Benefit"
     section in the Prospectus.

3)   For more information on these benefits, refer to the "Living Benefit
     Programs" section in the Prospectus.

4)   The Annuity Rewards benefit offers Owners an ability to increase the guaranteed death benefit so that the death benefit will at least equal the
     Annuity's account value on the effective date of the Annuity Rewards benefits, if the terms of the Annuity Rewards benefit are met.

5)   These reductions result in hypothetical net rates of return corresponding to the 0% and 6% gross rates of return, respectively as follows: ASLII
     -1.55% and 4.36%; APEX II and Stagecoach APEX II -3.17% and 2.64%; ASAP III
     and Stagecoach ASAP III -2.78% and 3.05% in years 1-8 and -2.19% and 3.68%
     in years 9+, XTra Credit SIX and Stagecoach XTra Credit SIX -3.17% and
     2.64% in years 1-10 and -2.19% and 3.68% in years 11+.

                                      D-5

PLEASE SEND ME A STATEMENT OF ADDITIONAL INFORMATION THAT CONTAINS FURTHER
DETAILS ABOUT THE AMERICAN SKANDIA ANNUITY DESCRIBED IN PROSPECTUS
WFVASAPIII-PROS (06/2005).

                                (print your name)

                                    (address)

                              (city/state/zip code)

                       This page intentionally left blank

Variable Annuity Issued by:                            Variable Annuity Distributed by:

AMERICAN SKANDIA LIFE                                                  AMERICAN SKANDIA
ASSURANCE CORPORATION                                           MARKETING, INCORPORATED
A Prudential Financial Company                           A Prudential Financial Company
One Corporate Drive                                                 One Corporate Drive
Shelton, Connecticut 06484                                   Shelton, Connecticut 06484
Telephone: 1-800-680-8920                                       Telephone: 203-926-1888
http://www.americanskandia.prudential.com     http://www.americanskandia.prudential.com

                               MAILING ADDRESSES:

                     AMERICAN SKANDIA -- VARIABLE ANNUITIES
                          Attention: Stagecoach Annuity
                                  P.O. Box 7960
                             Philadelphia, PA 19176

                                  EXPRESS MAIL:
                     AMERICAN SKANDIA -- VARIABLE ANNUITIES
                          Attention: Stagecoach Annuity
                                 2101 Welsh Road
                                Dresher, PA 19025

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                         A Prudential Financial Company
                 One Corporate Drive, Shelton, Connecticut 06484

AMERICAN SKANDIA STAGECOACH[REGTM] APEX(SM) II
FLEXIBLE PREMIUM DEFERRED ANNUITY

PROSPECTUS: MAY 2, 2005 AS REVISED ON JUNE 20, 2005

This Prospectus describes Stagecoach[RegTM] APEX(SM) II, a flexible premium deferred annuity (the "Annuity") offered by American Skandia Life Assurance
Corporation ("American Skandia", "we", "our" or "us") exclusively through Wells
Fargo Bank, N.A. The Annuity may be offered as an individual annuity contract or as an interest in a group annuity. This Prospectus describes the important features of the Annuity and what you should consider before purchasing the
Annuity. The Annuity or certain of its investment options and/or features may not be available in all states. Various rights and benefits may differ between states to meet applicable laws and/or regulations. For more information about variations applicable to your state, please refer to your Annuity contract or consult your Investment Professional. Certain terms are capitalized in this
Prospectus. Those terms are either defined in the Glossary of Terms or in the context of the particular section.

American Skandia offers several different annuities which your Investment
Professional may be authorized to offer to you. Each annuity has different features and benefits that may be appropriate for you based on your financial situation, your age and how you intend to use the annuity. The different features and benefits include variations in death benefit protection and the ability to access your annuity's account value. The fees and charges you pay and compensation paid to your investment professional may also be different between each annuity. For more information, please refer to the Appendix entitled
"Selecting the Variable Annuity That's Right for You."

THE VARIABLE INVESTMENT OPTIONS

The variable investment options, each a Sub-account of American Skandia Life
Assurance Corporation Variable Account B, invest in an underlying mutual fund portfolio. Currently, portfolios of the following underlying mutual funds are being offered: Wells Fargo Variable Trust, American Skandia Trust, Gartmore
Variable Investment Trust, A I M Advisors, Inc., Evergreen Variable Annuity
Trust, ProFunds VP, First Defined Portfolio Fund LLC and The Prudential Series
Fund, Inc.

PLEASE READ THIS PROSPECTUS

Please read this prospectus and the current prospectus for the underlying mutual funds. Keep them for future reference. If you are purchasing the Annuity as a replacement for existing variable annuity or variable life coverage, you should consider any surrender or penalty charges you may incur when replacing your existing coverage and that this Annuity may be subject to a contingent deferred sales charge if you elect to surrender the Annuity or take a partial withdrawal.
You should consider your need to access the Annuity's Account Value and whether the annuity's liquidity features will satisfy that need.

AVAILABLE INFORMATION

We have also filed a Statement of Additional Information that is available from us, without charge, upon your request. The contents of the Statement of
Additional Information are described on page 97. This Prospectus is part of the registration statement we filed with the SEC regarding this offering. Additional information on us and this offering is available in the registration statement and the exhibits thereto. You may review and obtain copies of these materials at the prescribed rates from the SEC's Public Reference Section, 450 Fifth Street
N.W., Washington, D.C., 20549. These documents, as well as documents incorporated by reference, may also be obtained through the SEC's Internet
Website (http://www.sec.gov) for this registration statement as well as for other registrants that file electronically with the SEC.

FOR FURTHER INFORMATION CALL:

[GRAPHIC] 1-800-680-8920

These annuities are NOT deposits or obligations of, or issued, guaranteed or endorsed by, any bank, or bank subsidiary of Wells Fargo Bank, N.A., are NOT insured or guaranteed by the U.S. government, the Federal Deposit Insurance
Corporation (FDIC), the Federal Reserve Board or any other agency. An investment in this annuity involves investment risks, including possible loss of value, even with respect to amounts allocated to the AST Money Market sub-account.

These securities have not been approved or disapproved by the Securities and
Exchange Commission or any state securities commission nor has the commission or any state securities commission passed upon the accuracy or adequacy of this
Prospectus. Any representation to the contrary is a criminal offense.

American Skandia Stagecoach[RegTM] APEX(SM) II are registered trademarks/
servicemarks of A Wells Fargo Bank, N.A. and The Prudential Insurance Company of
America, respectively. Prospectus Dated: May 2, 2005 as revised on June 20, 2005
Statement of Additional Information Dated: May 2, 2005 WFAPX2PR605 WFVAPEXIIPROS

PLEASE SEE OUR PRIVACY POLICY AND IRA DISCLOSURE STATEMENT ATTACHED TO THE BACK
COVER OF THIS PROSPECTUS.

  Do You Offer a Program for Withdrawals Under Section 72(t) of the Internal Revenue

                                       (i)

  Do You Offer Programs Designed to Provide Investment Protection for Owners While They

                                      (ii)

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

INTRODUCTION

WHY WOULD I CHOOSE TO PURCHASE THIS ANNUITY?

This Annuity is frequently used for retirement planning because it allows you to accumulate retirement savings and also offers annuity payment options when you are ready to begin receiving income. The Annuity also offers a choice of different optional benefits, for an additional charge, that can provide principal protection or guaranteed minimum income protection for Owners while they are alive and one or more death benefits that can protect your retirement savings if you die during a period of declining markets. It may be used as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Roth
IRA, Section 401(a) plans (defined benefit plans and defined contribution plans such as 401(k), profit sharing and money purchase plans) or Tax Sheltered
Annuity (or 403(b)). It may also be used as an investment vehicle for
"non-qualified" investments. The Annuity allows you to invest your money in a number of variable investment options as well as in one or more fixed allocations.

When an Annuity is purchased as a "non-qualified" investment, you generally are not taxed on any investment gains the Annuity earns until you make a withdrawal or begin to receive annuity payments. This feature, referred to as
"tax-deferral", can be beneficial to the growth of your Account Value because money that would otherwise be needed to pay taxes on investment gains each year remains invested and can earn additional money. However, because the Annuity is designed for long-term retirement savings, a 10% penalty tax may be applied on withdrawals you make before you reach age 59 1/2. Annuities purchased as a non-qualified investment are not subject to the maximum contribution limits that may apply to a qualified investment, and are not subject to required minimum distributions after age 70 1/2.

When an Annuity is purchased as a "qualified" investment, you should consider that the Annuity does not provide any tax advantages in addition to the preferential treatment already available through your retirement plan under the
Internal Revenue Code. An Annuity may offer features and benefits in addition to providing tax deferral that other investment vehicles may not offer, including death benefit protection for your beneficiaries, lifetime income options, and the ability to make transfers between numerous variable investment options offered under the Annuity. You should consult with your investment professional as to whether the overall benefits and costs of the Annuity are appropriate considering your overall financial plan.

WHAT ARE SOME OF THE KEY FEATURES OF THIS ANNUITY?

    .  This Annuity is a "flexible premium deferred annuity." It is called
       "flexible premium" because you have considerable flexibility in the timing and amount of premium payments. Generally, investors "defer"
       receiving annuity payments until after an accumulation period.

    .  This Annuity offers both variable investment options and Fixed
       Allocations. If you allocate your Account Value to variable investment options, the value of your Annuity will vary daily to reflect the investment performance of the underlying investment options. Fixed
       Allocations of different durations are offered that are guaranteed by us, but may have a Market Value Adjustment if you withdraw or transfer your
       Account Value before the Maturity Date.

    .  The Annuity features two distinct periods -- the accumulation period and the payout period. During the accumulation period your Account Value is allocated to one or more investment options.

    .  During the payout period, commonly called "annuitization," you can elect to receive annuity payments (1) for life; (2) for life with a guaranteed minimum number of payments; (3) based on joint lives; or (4) for a guaranteed number of payments. We currently make annuity payments available on a fixed or variable basis.

    .  For annuities issued on or after June 20, 2005, this Annuity offers a
       Loyalty Credit which we add to your Account Value after it has been in effect for five full contract years (i.e., on your fifth Contract
       Anniversary), subject to our rules and state availability.

    .  This Annuity offers optional benefits, for an additional charge, that can provide principal protection or guaranteed minimum income protection for
       Owners while they are alive.

    .  This Annuity offers a basic Death Benefit. It also offers optional Death
       Benefits that provide an enhanced level of protection for your beneficiary(ies) for an additional charge.

    .  You are allowed to withdraw a limited amount of money from your Annuity on an annual basis without any charges, although any optional guaranteed benefit you elect may be reduced. Other product features allow you to access your Account Value as necessary, although a charge may apply.
       After Annuity Year 4, you are allowed to make unlimited withdrawals from your Annuity without any charges.

    .  Transfers between investment options are tax-free. Currently, you may make twenty transfers each year free of charge. We also offer several programs that enable you to manage your Account Value as your financial needs and investment performance change.

HOW DO I PURCHASE THIS ANNUITY?

We sell the Annuity through licensed, registered investment professionals. You must complete an application and submit a minimum initial purchase payment of
$10,000. We may allow you to make a lower initial purchase payment provided you establish a bank drafting program under which purchase payments received in the first Annuity Year total at least $10,000. If the Annuity is owned by an individual or individuals, the oldest of those Owners must be age 85 or under, as of the Issue Date of the Annuity. If the Annuity is owned by an entity, the annuitant must be age 85 or under, as of the Issue Date of the Annuity. The availability and level of protection of certain optional benefits may vary based on the age of the Owner, on the Issue Date of the Annuity or the date of the
Owner's death.

                                        1

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

GLOSSARY OF TERMS

Many terms used within this Prospectus are described within the text where they appear. The description of those terms are not repeated in this Glossary of
Terms.

ACCOUNT VALUE

The value of each allocation to a Sub-account (also referred to as "variable investment option") or a Fixed Allocation prior to the Annuity Date, plus any earnings, and/or less any losses, distributions and charges. The Account Value is calculated before we assess any applicable Contingent Deferred Sales Charge
("CDSC" or "surrender charge") and/or, other than on a contract anniversary, any fee that is deducted from the contract annually in arrears. The Account Value includes any Loyalty Credit we apply. The Account Value is determined separately for each Sub-account and for each Fixed Allocation, and then totaled to determine the Account Value for your entire Annuity. The Account Value of each
Fixed Allocation on other than its Maturity Date may be calculated using a market value adjustment.

ANNUITIZATION

The application of Account Value (or Protected Income Value for the Guaranteed
Minimum Income Benefit, if applicable) to one of the available annuity options for the Annuitant to begin receiving periodic payments for life, for a guaranteed minimum number of payments or for life with a guaranteed minimum number of payments.

ANNUITY DATE

The date you choose for annuity payments to commence. A maximum Annuity Date may apply.

ANNUITY YEAR

A 12-month period commencing on the Issue Date of the Annuity and each successive 12-month period thereafter.

CODE

The Internal Revenue Code of 1986, as amended from time to time.

FIXED ALLOCATION

An allocation of Account Value that is to be credited a fixed rate of interest for a specified Guarantee Period during the accumulation period.

GUARANTEE PERIOD

A period of time during the accumulation period where we credit a fixed rate of interest on a Fixed Allocation.

INTERIM VALUE

The value of a Fixed Allocation on any date other than the Maturity Date. The
Interim Value is equal to the initial value allocated to the Fixed Allocation plus all interest credited to the Fixed Allocation as of the date calculated, less any transfers or withdrawals from the Fixed Allocation.

ISSUE DATE

The effective date of your Annuity.

MVA

A market value adjustment used in the determination of Account Value of each
Fixed Allocation on any day more than 30 days prior to the Maturity Date of such
Fixed Allocation.

OWNER

With an Annuity issued as an individual annuity contract, the Owner is either an eligible entity or person named as having ownership rights in relation to the
Annuity. With an Annuity issued as a certificate under a group annuity contract, the "Owner" refers to the person or entity who has the rights and benefits designated as to the "Participant" in the certificate.

SURRENDER VALUE

The value of your Annuity available upon surrender prior to the Annuity Date. It equals the Account Value as of the date we price the surrender minus any applicable CDSC, Annual Maintenance Fee, Tax Charge, the charge for any optional benefits. The surrender value may be calculated using a Market Value Adjustment with respect to amounts in any Fixed Allocation.

UNIT

A measure used to calculate your Account Value in a Sub-account during the accumulation period.

VALUATION DAY

Every day the New York Stock Exchange is open for trading or any other day the
Securities and Exchange Commission requires mutual funds or unit investment trusts to be valued.

                                        2

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

SUMMARY OF CONTRACT FEES AND CHARGES

Below is a summary of the fees and charges for the Annuity. Some fees and charges are assessed against your Annuity while others are assessed against assets allocated to the variable investment options. The fees and charges that are assessed against the Annuity include the Contingent Deferred Sales Charge,
Transfer Fee, Tax Charge and Annual Maintenance Fee. The charges that are assessed against the variable investment options are the mortality and expense risk charge, the charge for administration of the Annuity, and the charge for certain optional benefits you elect, other than the Guaranteed Minimum Income
Benefit, which is assessed against the Protected Income Value. Each underlying mutual fund portfolio assesses a charge for investment management, other expenses and with some mutual funds, a 12b-1 charge. The prospectus for each underlying mutual fund provides more detailed information about the expenses for the underlying mutual funds.

The following table provides a summary of the fees and charges you will pay if you surrender the Annuity or transfer Account Value among investment options.
These fees and charges are described in more detail within this Prospectus.

YOUR TRANSACTION FEES AND CHARGES
-----------------------------------------------------------------------------------------------------------
 (ASSESSED AGAINST THE ANNUITY)
             FEE/CHARGE                                         AMOUNT DEDUCTED
-----------------------------------------------------------------------------------------------------------
                                                                            8.5%
                                        The charge is a percentage of each applicable Purchase Payment deducted upon surrender or withdrawal. The period during which a particular percentage applies is measured from the Issue Date of the
 Contingent Deferred Sales Charge*                                 Annuity.
-----------------------------------------------------------------------------------------------------------
                                                         $10.00 (Currently, $15.00 maximum)
                                       (Currently we deduct the fee after the 20th transfer each Annuity
                                          Year. We guarantee that the number of charge free transfers
Transfer Fee                                       per Annuity Year will never be less than 8.)
-----------------------------------------------------------------------------------------------------------
                                          Up to 3.5% of the value that is annuitized, depending on the requirements of the applicable jurisdiction. This charge is deducted
Tax Charge                                       generally at the time you annuitize your contract.
-----------------------------------------------------------------------------------------------------------

* The following are the Contingent Deferred Sales Charges (as a percentage of each applicable Purchase Payment) upon surrender or withdrawal. For purposes of calculating this charge we consider the year following the Issue Date of your
Annuity as Year 1.

 Yr. 1           Yr. 2             Yr. 3             Yr. 4             Yr. 5+
  8.5%            8.0%              7.0%              6.0%              0.0%

                                        3

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Summary of Contract Fees and Charges continued

The following table provides a summary of the periodic fees and charges you will pay while you own the Annuity, excluding the underlying mutual fund Portfolio annual expenses. These fees and charges are described in more detail within this
Prospectus.

YOUR PERIODIC FEES AND CHARGES
---------------------------------------------------------------------------------------------------------------------------
 ANNUAL FEES/CHARGES ASSESSED AGAINST THE ANNUITY
                         FEE/CHARGE                                             AMOUNT DEDUCTED
---------------------------------------------------------------------------------------------------------------------------
                                                                                 Smaller of
                                                                            $35 or 2% of Account
                                                                            Value (Only applicable
                                                                            if Account Value is
                                                                            less than $100,000)
                                                      (Assessed annually on the Annuity's anniversary date or upon surrender)
 Annual Maintenance Fee
---------------------------------------------------------------------------------------------------------------------------
 ANNUAL FEES/CHARGES OF THE SUB-ACCOUNTS(1)
---------------------------------------------------------------------------------------------------------------------------
 (AS A PERCENTAGE OF THE AVERAGE DAILY NET ASSETS OF THE SUB-ACCOUNTS)
                         FEE/CHARGE                                               AMOUNT DEDUCTED
---------------------------------------------------------------------------------------------------------------------------
                                                                                       1.50%
 Mortality & Expense Risk Charge(2)
---------------------------------------------------------------------------------------------------------------------------
                                                                                       0.15%
 Administration Charge(2)
---------------------------------------------------------------------------------------------------------------------------
                                                        1.40% per year of the value of each Sub-account if the Owner's beneficiary elects the Qualified Beneficiary Continuation
                                                                          Option(4) ("Qualified BCO")
 Settlement Service Charge(3)
---------------------------------------------------------------------------------------------------------------------------
                                                       1.65% per year of the value of each Sub-account
                                                    (1.40% per year if you are a beneficiary electing the Qualified BCO)
 Total Annual Charges of the Sub-accounts
---------------------------------------------------------------------------------------------------------------------------

1: These charges are deducted daily and apply to Variable Investment Options only.

2: The combination of the Mortality and Expense Risk Charge and Administration
Charge is referred to as the "Insurance Charge" elsewhere in this Prospectus.

3: The Mortality & Expense Risk Charge and the Administration Charge do not
apply if you are a beneficiary under the Qualified Beneficiary Continuation
Option. The Settlement Service Charge applies only if your beneficiary elects the Qualified Beneficiary Continuation Option.

4: When an Annuity is used as an IRA, 403(b) or other "qualified investment", upon the Owner's death a beneficiary may generally elect to continue the Annuity and receive Minimum Distributions under the Annuity instead of receiving the death benefit in a single payment. If a beneficiary elects this option, the beneficiary will incur the Settlement Service Charge. Please refer to the section of this prospectus that describes the Qualified Beneficiary Continuation
Option for more detailed information about this option, including certain restrictions and limitations that may apply.

                                        4

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

The following table provides a summary of the fees and charges you will pay if you elect any of the following optional benefits. Not all optional benefits may be purchased in combination with one another. You may only elect one optional living benefit. The optional living benefits are the Guaranteed Return Option
Plus program (and where not available, Guaranteed Return Option), the Guaranteed
Minimum Withdrawal Benefit, the Guaranteed Minimum Income Benefit and the
Lifetime Five(SM) Income Benefit. For the optional death benefits, you may elect the Highest Anniversary Value Death Benefit or the Highest Daily Value Death
Benefit together with the Enhanced Beneficiary Protection Death Benefit, or any
of these three benefits individually, but the Combination 5% Roll-up and HAV
Death Benefit may only be purchased individually. The fees and charges and each of the optional benefits are described in more detail within this Prospectus.

YOUR OPTIONAL BENEFIT FEES AND CHARGES
------------------------------------------------------------------------------------------------------------------------------------
                                                                                      OPTIONAL
                                                                                     BENEFIT FEE/               TOTAL ANNUAL
                          OPTIONAL BENEFIT                                             CHARGE                      CHARGE*
------------------------------------------------------------------------------------------------------------------------------------
GUARANTEED RETURN OPTION Plus(SM) (GRO Plus(SM))/GUARANTEED RETURN OPTION
------------------------------------------------------------------------------------------------------------------------------------
We offer a program that guarantees a "return of premium" at a future date,       0.25% of average daily      1.90%;
while allowing you to allocate all or a portion of your Account Value to         net assets of the Sub-      1.65% for
certain Sub-accounts.                                                            accounts                    Qualified BCO

GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB)**
------------------------------------------------------------------------------------------------------------------------------------
We offer a program that guarantees your ability to withdraw amounts over         0.35% of average daily      2.00%;
time equal to an initial principal value, regardless of the impact of market     net assets of the Sub-      1.75% for Qualified BCO
performance on your Account Value.                                               accounts

GUARANTEED MINIMUM INCOME BENEFIT (GMIB)**
------------------------------------------------------------------------------------------------------------------------------------
We offer a program that, after a seven-year waiting period, guarantees your      0.50% per year of the       1.65% PLUS
ability to begin receiving income from your Annuity in the form of annuity       average Protected           0.50% per year of
payments based on your total Purchase Payments and an annual increase of         Income Value during         average Protected
5% on such Purchase Payments adjusted for withdrawals (called the                each year; deducted         Income Value
"Protected Income Value"), regardless of the impact of market performance        annually in arrears each
on your Account Value.                                                           Annuity Year

LIFETIME FIVE INCOME BENEFIT**
------------------------------------------------------------------------------------------------------------------------------------
We offer a program that guarantees your ability to withdraw amounts equal        0.60% of average daily      2.25%
to a percentage of an initial principal value, regardless of the impact          net assets of the Sub-
of  market performance on your Account Value, subject to our program rules       accounts
regarding the timing and amount of withdrawals.

ENHANCED BENEFICIARY PROTECTION DEATH BENEFIT**
------------------------------------------------------------------------------------------------------------------------------------
We offer an Optional Death Benefit that provides an enhanced level of            0.25% of average daily      1.90%
protection for your beneficiary(ies) by providing amounts in addition to the     net assets of the Sub-
basic Death Benefit that can be used to offset federal and state taxes           accounts
payable on any taxable gains in your Annuity at the time of your death.

HIGHEST ANNIVERSARY VALUE DEATH BENEFIT ("HAV")**
------------------------------------------------------------------------------------------------------------------------------------
We offer an Optional Death Benefit that provides an enhanced level of            0.25% of average daily      1.90%
protection for your beneficiary(ies) by providing a death benefit equal to the   net assets of the Sub-
greater of the basic Death Benefit and the Highest Anniversary Value, less       accounts
proportional withdrawals.

                                        5

 AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

 Summary of Contract Fees and Charges continued

YOUR OPTIONAL BENEFIT FEES AND CHARGES
------------------------------------------------------------------------------------------------------------------------------------
                                                                                      OPTIONAL
                                                                                     BENEFIT FEE/               TOTAL ANNUAL
                          OPTIONAL BENEFIT                                             CHARGE                      CHARGE*
------------------------------------------------------------------------------------------------------------------------------------
COMBINATION 5% ROLL-UP AND HAV DEATH BENEFIT**
------------------------------------------------------------------------------------------------------------------------------------
We offer an Optional Death Benefit that provides an enhanced level of            0.50% of average daily      2.15%
protection for your beneficiary(ies) by providing the greater of the Highest     net assets of the Sub-
Anniversary Value Death Benefit and a 5% annual increase on Purchase Payments    accounts
adjusted for withdrawals.

HIGHEST DAILY VALUE DEATH BENEFIT ("HDV")**
------------------------------------------------------------------------------------------------------------------------------------
We offer an Optional Death Benefit that provides an enhanced level of            0.50% of average daily      2.15%
protection for your beneficiary(ies) by providing a death benefit equal to the   net assets of the Sub-
greater of the basic Death Benefit and the Highest Daily Value, less             accounts
proportional withdrawals.

------------------------------------------------------------------------------------------------------------------------------------
Please refer to the section of this Prospectus that describes each optional benefit for a complete description of the benefit, including any restrictions or limitations that may apply.

* The Total Annual Charge includes the Insurance Charge assessed against the average daily net assets allocated to the Sub-accounts. If you elect more than one optional benefit, the Total Annual Charge would be increased to include the charge for each optional benefit.

** These optional benefits are not available under the Qualified BCO.

The following table provides the range (minimum and maximum) of the total annual expenses for the underlying mutual funds ("Portfolios") as of December 31, 2004.
Each figure is stated as a percentage of the underlying Portfolio's average daily net assets.

                   TOTAL ANNUAL PORTFOLIO OPERATING EXPENSES

                                                MINIMUM          MAXIMUM
--------------------------------------------------------------------------------
 Total Portfolio Operating Expense                0.63%           3.06%

The following are the investment management fees, other expenses, 12b-1 fees (if applicable), and the total annual expenses for each underlying mutual fund
("Portfolio") as of December 31, 2004, except as noted. Each figure is stated as a percentage of the underlying Portfolio's average daily net assets. For certain of the underlying Portfolios, a portion of the management fee has been waived and/or other expenses have been partially reimbursed. Any such fee waivers and/or reimbursements have been reflected in the footnotes. The "Total Annual
Portfolio Operating Expenses" reflect the combination of the underlying
Portfolio's investment management fee, other expenses and any 12b-1 fees. The following expenses are deducted by the underlying Portfolio before it provides
American Skandia with the daily net asset value. Any footnotes about expenses appear after the list of all the Portfolios. The underlying Portfolio information was provided by the underlying mutual funds and has not been independently verified by us. See the prospectuses or statements of additional information of the underlying Portfolios for further details. The current prospectus and statement of additional information for the underlying Portfolios can be obtained by calling 1-800-680-8920.

                                        6

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES

(AS A PERCENTAGE OF THE AVERAGE NET ASSETS OF THE UNDERLYING PORTFOLIOS)

                                                                                            TOTAL
                                                                                           ANNUAL
                                                                                          PORTFOLIO
                                                     MANAGEMENT       OTHER      12b-1    OPERATING
              UNDERLYING PORTFOLIO                      FEES       EXPENSES(1)   FEES      EXPENSES
American Skandia Trust:(2,3)
--------------------------------------------------------------------------------------------------
       AST JPMorgan International Equity                1.00%        0.13%      None        1.13%
       AST William Blair International Growth           1.00%        0.22%      None        1.22%
       AST LSV International Value(4)                   1.00%        0.37%      None        1.37%
       AST MFS Global Equity                            1.00%        0.35%      None        1.35%
       AST Small-Cap Growth(5)                          0.90%        0.24%      None        1.14%
       AST DeAM Small-Cap Growth                        0.95%        0.22%      None        1.17%
       AST Federated Aggressive Growth                  0.95%        0.24%      None        1.19%
       AST Small-Cap Value(6)                           0.90%        0.18%      None        1.08%
       AST DeAM Small-Cap Value                         0.95%        0.33%      None        1.28%
       AST Goldman Sachs Mid-Cap Growth                 1.00%        0.25%      None        1.25%
       AST Neuberger Berman Mid-Cap Growth              0.90%        0.22%      None        1.12%
       AST Neuberger Berman Mid-Cap Value               0.90%        0.15%      None        1.05%
       AST Alger All-Cap Growth                         0.95%        0.22%      None        1.17%
       AST Gabelli All-Cap Value                        0.95%        0.26%      None        1.21%
       AST T. Rowe Price Natural Resources              0.90%        0.26%      None        1.16%
       AST AllianceBernstein Large-Cap Growth(7)        0.90%        0.23%      None        1.13%
       AST MFS Growth                                   0.90%        0.20%      None        1.10%
       AST Marsico Capital Growth                       0.90%        0.14%      None        1.04%
       AST Goldman Sachs Concentrated Growth            0.90%        0.17%      None        1.07%
       AST DeAM Large-Cap Value                         0.85%        0.26%      None        1.11%
       AST AllianceBernstein Growth + Value             0.90%        0.32%      None        1.22%
       AST AllianceBernstein Core Value(8)              0.75%        0.24%      None        0.99%
       AST Cohen & Steers Realty                        1.00%        0.22%      None        1.22%
       AST AllianceBernstein Managed Index 500(9)       0.60%        0.17%      None        0.77%
       AST American Century Income & Growth             0.75%        0.24%      None        0.99%
       AST AllianceBernstein Growth & Income(10)        0.75%        0.15%      None        0.90%
       AST Hotchkis & Wiley Large-Cap Value             0.75%        0.19%      None        0.94%
       AST Global Allocation(11)                        0.89%        0.26%      None        1.15%
       AST American Century Strategic Balanced          0.85%        0.27%      None        1.12%
       AST T. Rowe Price Asset Allocation               0.85%        0.27%      None        1.12%
       AST T. Rowe Price Global Bond                    0.80%        0.27%      None        1.07%
       AST Goldman Sachs High Yield                     0.75%        0.18%      None        0.93%
       AST Lord Abbett Bond-Debenture                   0.80%        0.22%      None        1.02%
       AST PIMCO Total Return Bond                      0.65%        0.16%      None        0.81%
       AST PIMCO Limited Maturity Bond                  0.65%        0.17%      None        0.82%
       AST Money Market                                 0.50%        0.13%      None        0.63%
Gartmore Variable Investment Trust:
--------------------------------------------------------------------------------------------------
       GVIT Developing Markets                          1.15%        0.38%        0.25%   1.78%

                                        7

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Summary of Contract Fees and Charges continued

                                                                                                TOTAL
                                                                                                ANNUAL
                                                                                               PORTFOLIO
                                                         MANAGEMENT       OTHER      12b-1     OPERATING
              UNDERLYING PORTFOLIO                          FEES       EXPENSES(1)   FEES      EXPENSES
Wells Fargo Variable Trust Advantage:(12)
--------------------------------------------------------------------------------------------------------
       Advantage C&B Large Cap Value                        0.55%        0.39%        0.25%      1.19%
       Advantage Equity Income                              0.55%        0.23%        0.25%      1.03%
       Advantage International Core                         0.75%        0.42%        0.25%      1.42%
       Advantage Small Cap Growth                           0.75%        0.24%        0.25%      1.24%
       Advantage Large Company Core                         0.55%        0.33%        0.25%      1.13%
       Advantage Large Company Growth                       0.55%        0.25%        0.25%      1.05%
       Advantage Asset Allocation                           0.55%        0.22%        0.25%      1.02%
       Advantage Total Return Bond                          0.45%        0.26%        0.25%      0.96%

AIM Variable Insurance Funds:(13)
--------------------------------------------------------------------------------------------------------
       AIM V.I. Dynamics Fund -- Series I shares            0.75%        0.39%        None       1.14%
       AIM V.I. Technology Fund -- Series I shares          0.75%        0.40%        None       1.15%
       AIM V.I. Health Sciences Fund -- Series I shares(14) 0.75%        0.36%        None       1.11%
       AIM V.I. Financial Services Fund -- Series I shares  0.75%        0.37%        None       1.12%

Evergreen Variable Annuity Trust:
--------------------------------------------------------------------------------------------------------
       International Equity(15)                             0.42%        0.30%        None       0.72%
       Growth(16)                                           0.70%        0.26%        None       0.96%
       Omega                                                0.52%        0.16%        None       0.68%

ProFund VP:(17)
--------------------------------------------------------------------------------------------------------
       Access VP High Yield                                 0.75%        1.02%        0.25%      2.02%
       Bull                                                 0.75%        0.78%        0.25%      1.78%
       OTC                                                  0.75%        0.87%        0.25%      1.87%
       Large-Cap Value                                      0.75%        1.04%        0.25%      2.04%
       Large-Cap Growth                                     0.75%        2.06%        0.25%      3.06%
       Mid-Cap Value                                        0.75%        0.92%        0.25%      1.92%
       Mid-Cap Growth                                       0.75%        0.94%        0.25%      1.94%
       Small-Cap Value                                      0.75%        0.95%        0.25%      1.95%
       Small-Cap Growth                                     0.75%        0.90%        0.25%      1.90%
       Asia 30                                              0.75%        0.86%        0.25%      1.86%
       Europe 30                                            0.75%        0.78%        0.25%      1.78%
       Japan                                                0.75%        0.85%        0.25%      1.85%
       UltraBull                                            0.75%        0.89%        0.25%      1.89%
       UltraMid-Cap                                         0.75%        0.94%        0.25%      1.94%
       UltraSmall-Cap                                       0.75%        0.94%        0.25%      1.94%
       UltraOTC                                             0.75%        0.88%        0.25%      1.88%
       Bear                                                 0.75%        0.90%        0.25%      1.90%
       Short Mid-Cap                                        0.75%        0.80%        0.25%      1.80%
       Short Small-Cap                                      0.75%        1.28%        0.25%      2.28%
       Short OTC                                            0.75%        0.86%        0.25%      1.86%
       Banks                                                0.75%        0.98%        0.25%      1.98%

                                        8

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

                                                                                                 TOTAL
                                                                                                 ANNUAL
                                                                                                PORTFOLIO
                                                          MANAGEMENT     OTHER        12b-1     OPERATING
               UNDERLYING PORTFOLIO                          FEES      EXPENSES(1)     FEES     EXPENSES
 ProFund VP:(17) continued
---------------------------------------------------------------------------------------------------------
        Basic Materials                                      0.75%        0.96%        0.25%      1.96%
        Biotechnology                                        0.75%        0.98%        0.25%      1.98%
        Consumer Goods                                       0.75%        0.99%        0.25%      1.99%
        Consumer Services                                    0.75%        1.20%        0.25%      2.20%
        Financials                                           0.75%        0.92%        0.25%      1.92%
        Health Care                                          0.75%        0.91%        0.25%      1.91%
        Industrials                                          0.75%        0.99%        0.25%      1.99%
        Internet                                             0.75%        0.94%        0.25%      1.94%
        Oil & Gas                                            0.75%        0.92%        0.25%      1.92%
        Pharmaceuticals                                      0.75%        0.97%        0.25%      1.97%
        Precious Metals                                      0.75%        0.87%        0.25%      1.87%
        Real Estate                                          0.75%        0.93%        0.25%      1.93%
        Semiconductor                                        0.75%        0.99%        0.25%      1.99%
        Technology                                           0.75%        0.87%        0.25%      1.87%
        Telecommunications                                   0.75%        0.95%        0.25%      1.95%
        Utilities                                            0.75%        0.95%        0.25%      1.95%
        U.S. Government Plus                                 0.50%        0.86%        0.25%      1.61%
        Rising Rates Opportunity                             0.75%        0.75%        0.25%      1.75%

First Defined Portfolio Fund, LLC:(18, 19)
---------------------------------------------------------------------------------------------------------
        First Trust[RegTM] 10 Uncommon Value                 0.60%        0.76%        0.25%      1.61%
        Target Managed VIP                                   0.60%        1.25%        0.25%      2.10%
        The Dowsm DART 10                                    0.60%        1.53%        0.25%      2.38%
        Global Dividend Target 15                            0.60%        1.85%        0.25%      2.70%
        S&P[RegTM] Target 24                                 0.60%        1.58%        0.25%      2.43%
        NASDAQ[RegTM] Target 15                              0.60%        1.75%        0.25%      2.60%
        Value Line[RegTM] Target 25                          0.60%        1.48%        0.25%      2.33%
        The Dow Target Dividend(20)                          0.60%        0.62%        0.25%      1.47%

The Prudential Series Fund, Inc.:
---------------------------------------------------------------------------------------------------------
        SP William Blair International Growth                0.85%        0.45%        0.25%      1.55%

(1) As noted above, shares of the Portfolios generally are purchased through variable insurance products. Many of the Portfolios and/or their investment advisers and/or distributors have entered into arrangements with us as the issuer of the Annuity under which they compensate us for providing ongoing services in lieu of the Trust providing such services. Amounts paid by a
Portfolio under those arrangements are included under "Other Expenses." For more information see the prospectus for each underlying portfolio and, "Service Fees payable to American Skandia," later in this prospectus.

                                        9

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Summary of Contract Fees and Charges continued

(2) The Portfolios' total actual annual operating expenses for the year ended
December 31, 2004 were less than the amount shown in the table due to fee waivers, reimbursement of expenses and expense offset arrangements. These waivers, reimbursements, and offset arrangements are voluntary and may be terminated by American Skandia Investment Services, Inc. and Prudential
Investments LLC at any time. After accounting for the waivers, reimbursements and offset arrangements, the Portfolios' actual annual operating expenses were:

                                                  TOTAL ACTUAL ANNUAL
                                              PORTFOLIO OPERATING EXPENSES
PORTFOLIO NAME                                 AFTER EXPENSE REIMBURSEMENT
AST William Blair International Growth                    1.11%
AST LSV International Value                               1.22%
AST DeAM Small-Cap Growth                                 1.02%
AST DeAM Small-Cap Value                                  1.13%
AST Goldman Sachs Mid-Cap Growth                          1.13%
AST Neuberger Berman Mid-Cap Growth                       1.11%
AST Neuberger Berman Mid-Cap Value                        1.04%
AST AllianceBernstein Large-Cap Growth                    1.10%
AST MFS Growth                                            1.07%
AST Marsico Capital Growth                                1.02%
AST Goldman Sachs Concentrated Growth                     1.00%
AST DeAM Large-Cap Value                                  0.99%
AST Cohen & Steers Realty                                 1.11%
AST AllianceBernstein Growth & Income                     0.87%
AST Hotchkis & Wiley Large-Cap Value                      0.90%
AST American Century Strategic Balanced                   1.09%
AST T. Rowe Price Asset Allocation                        1.07%
AST Lord Abbett Bond-Debenture Portfolio                  0.97%
AST PIMCO Total Return Bond                               0.78%
AST PIMCO Limited Maturity Bond                           0.79%
AST Money Market                                          0.58%

(3) Until November 18, 2004, the Trust had a Distribution Plan under Rule 12b-1 to permit an affiliate of the Trust's Investment Managers to receive brokerage commissions in connection with purchases and sales of securities held by the
Portfolios, and to use these commissions to promote the sale of shares of the
Portfolio. The Distribution Plan was terminated effective November 18, 2004. The total annual portfolio operating expenses do not reflect any brokerage commissions paid pursuant to the Distribution Plan prior to the Plan's termination.

(4) Effective November 18, 2004, LSV Asset Management became the Sub-advisor of the Portfolio. Prior to November 18, 2004, Deutsche Asset Management, Inc.
served as Sub-advisor of the Portfolio, then named "AST DeAM International
Equity Portfolio."

(5) Effective May 1, 2005, Eagle Asset Management and Neuberger Berman
Management, Inc. became Co-Sub-advisors of the Portfolio. Prior to May 1, 2005,
State Street Research and Management Company served as Sub-advisor of the
Portfolio, then named "AST State Street Research Small-Cap Growth Portfolio."

(6) Effective November 18, 2004, Integrity Asset Management, Lee Munder Capital
Group, J.P. Morgan Fleming Asset Management became Co-Sub-advisors of the
Portfolio. Prior to November 18, 2004, GAMCO Advisors Inc. served as Sub-advisor of the Portfolio, then named "AST Gabelli Small-Cap Value Portfolio."

(7) Effective May 1, 2005, the name of the Portfolio was changed from "AST
Alliance Growth Portfolio" to "AST AllianceBernstein Large-Cap Growth
Portfolio."

(8) Effective May 1, 2005, the name of the Portfolio was changed from "AST
Sanford Bernstein Core Value Portfolio" to "AST AllianceBernstein Core Value
Portfolio."

(9) Effective May 1, 2005, the name of the Portfolio was changed from "AST
Sanford Bernstein Managed Index 500 Portfolio" to "AST AllianceBernstein Managed
Index 500 Portfolio."

(10) Effective May 1, 2005, the name of the Portfolio was changed from "AST
Alliance Growth and Income Portfolio" to "AST AllianceBernstein Growth & Income
Portfolio."

(11) The AST Global Allocation Portfolio invests primarily in shares of other
AST Portfolios (the "Underlying Portfolios").

(a) The only management fee directly paid by the Portfolio is a 0.10% fee paid to American Skandia Investment Services, Inc. and Prudential Investments LLC.
The management fee shown in the chart for the Portfolio is

(i) that 0.10% management fee paid by the Portfolio plus (ii) an estimate of the management fees paid by the Underlying Portfolios, which are borne indirectly by investors in the Portfolio. The estimate was calculated based on the percentage of the Portfolio invested in each Underlying Portfolio as of December 31, 2004 using the management fee rates shown in the chart above.

(b) The expense information shown in the chart for the Portfolio reflects

(i) the expenses of the Portfolio itself plus (ii) an estimate of the expenses paid by the Underlying Portfolios, which are borne indirectly by investors in the Portfolio. The estimate was calculated based on the percentage of the
Portfolio invested in each Underlying Portfolio as of December 31, 2004 using the expense rates for the Underlying Portfolios shown in the above chart.

(c) Effective May 1, 2005, Prudential Investment LLC provides day-to-day management of the Portfolio. Prior to May 1, 2005, Deutsche Asset Management,
Inc. served as Sub-advisor of the Portfolio, then named "AST DeAM Global
Allocation Portfolio."

                                       10

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

(12) (a) The Adviser of Wells Fargo Variable Trust has committed through April
30, 2006 to waive fees and/or reimburse expenses to the extent necessary to maintain the Fund's net operating expenses as shown.

                                                   TOTAL ACTUAL ANNUAL
                                               PORTFOLIO OPERATING EXPENSES
PORTFOLIO NAME                                 AFTER EXPENSE REIMBURSEMENT
  Advantage C&B Large Cap Value                            1.00%
  Advantage Equity Income                                  1.00%
  Advantage International Core                             1.00%
  Advantage Small Cap Growth                               1.20%
  Advantage Large Company Core                             1.00%
  Advantage Large Company Growth                           1.00%
  Advantage Asset Allocation                               1.00%
  Advantage Total Return Bond                              0.90%

(b) In addition, the following name changes were made effective May 1, 2005:

OLD PORTFOLIO NAME                                   NEW PORTFOLIO NAME
  Equity Value                                 Advantage C&B Large Cap Value
  Equity Income                                   Advantage Equity Income
  International Equity                          Advantage International Core
  Small Cap Growth                               Advantage Small Cap Growth
  Growth                                        Advantage Large Company Core
  Large Company Growth                         Advantage Large Company Growth
  Asset Allocation                               Advantage Asset Allocation
  Total Return Bond                             Advantage Total Return Bond

(13) The Fund's adviser is entitled to receive reimbursement from the Fund for fees and expenses paid for by the Fund's adviser pursuant to expense limitation commitments between the Fund's adviser and the Fund if such reimbursement does not cause the Fund to exceed its then-current expense limitations and the reimbursement is made within three years after the Fund's adviser incurred the expense.

(14) Effective July 1, 2005, the "AIM V.I. Health Sciences Fund" will be renamed
"AIM V.I. Global Health Care Fund."

(15) Effective May 1, 2005, the name of the Portfolio was changed from
"Evergreen VA International Growth" to "Evergreen VA International Equity."

(16) Effective May 1, 2005, the name of the Portfolio was changed from
"Evergreen VA Special Equity" to "Evergreen VA Growth."

(17) ProFund Advisors LLC has contractually agreed to waive Investment Advisory and Management Services Fees and to reimburse other expenses to the extent Total
Annual Portfolio Operating Expenses, as a percentage of average daily net assets, exceed 1.98% (1.73% for ProFund VP U.S. Government Plus and 1.78% for
ProFund VP Rising Rates Opportunity) through December 31, 2005. After such date, any of the expense limitations may be terminated or revised. Amounts waived or reimbursed in a particular fiscal year may be repaid to ProFund Advisors LLC within three years of the waiver or reimbursement to the extent that recoupment will not cause the Portfolio's expenses to exceed any expense limitation in place at that time. A waiver or reimbursement lowers the expense ratio and increases overall returns to investors.

(18) The Funds' Board of Trustees reserves the right to suspend payments under the 12b-1 Plan at any time. On May 1, 2003, 12b-1 payments were suspended for all Funds except the First Trust 10 Uncommon Values Portfolio. Payments under the 12b-1 Plan resumed effective May 1, 2004 for the Target Managed VIP
Portfolio, the Dow Dart 10 Portfolio, the Global Dividend Target 15 Portfolio,
the S&P Target 24 Portfolio, the Nasdaq Target 15 Portfolio and the Value Line
Target 25 Portfolio.

(19) For the period September 30, 2004 through December 31, 2007, First Trust has contractually agreed to waive fees and reimburse expenses of the Portfolios to limit the total annual fund operating expenses (excluding brokerage expense and extraordinary expense) to 1.37% for the First Trust 10 Uncommon Values
Portfolio and 1.47% for each of the other Portfolios' average daily net assets.
First Trust has entered into an agreement with First Defined Portfolio Fund, LLC that will allow First Trust to recover from the Portfolios any fees waived or reimbursed during the three year period of January 1, 2005 through December 31,
2007. However, First Trust's ability to recover such amounts is limited to the extent that it would not exceed the amount reimbursed or waived during such period.

                                                  TOTAL ACTUAL ANNUAL
                                              PORTFOLIO OPERATING EXPENSES
PORTFOLIO NAME                                AFTER EXPENSE REIMBURSEMENT
 First Trust[RegTM] 10 Uncommon Values                    1.37%
 Target Managed VIP                                       1.47%
 S&P Target 24                                            1.47%
 The Dow(SM) DART 10                                      1.47%
 Value Line[RegTM] Target 25                              1.47%
 Global Dividend Target 15                                1.47%
 Nasdaq Target 15                                         1.47%
 Dow Target Dividend                                      1.47%

(20) The Dow (SM) Target Dividend Portfolio is newly organized. Accordingly,
Other Expenses and Total Annual Portfolio Operating Expenses are based on estimated expenses for the current fiscal year.

                                       11

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

EXPENSE EXAMPLES

These examples are designed to assist you in understanding the various expenses you may incur with the Annuity over certain periods of time based on specific assumptions. The examples reflect the Contingent Deferred Sales Charges (when applicable), Annual Maintenance Fee, Insurance Charge, and the highest total annual portfolio operating expenses for any underlying Portfolio offered under the product, as well as the maximum charges for the optional benefits that are offered under the Annuity that can be elected in combination with one another.
Below are examples showing what you would pay in expenses at the end of the stated time periods had you invested $10,000 in the Annuity and received a 5%
annual return on assets, and elected all optional benefits available.

The examples shown assume that: (a) you only allocate Account Value to the
Sub-account with the maximum total annual portfolio operating expenses for the underlying Portfolio (shown above), not to a Fixed Allocation; (b) the Insurance
Charge is assessed as 1.65% per year; (c) the Annual Maintenance Fee is reflected as an asset-based charge based on an assumed average contract size;
(d) you make no withdrawals of Account Value during the period shown; (e) you make no transfers or other transactions for which we charge a fee for during the period shown; (f) no tax charge applies; (g) the highest total annual portfolio operating expenses for any underlying Portfolio offered under the product applies; (h) the charge for each optional benefit is reflected as an additional charge equal to 0.60% per year of the average daily net assets of the
Sub-accounts for the Lifetime Five Income Benefit, 0.50% per year of the average daily net assets of the Sub-accounts for the Highest Daily Value Death Benefit and 0.25% of the average daily net assets of the Sub-accounts for the Enhanced
Beneficiary Protection Death Benefit; and (i) assumes no Loyalty Credit. Amounts shown in the examples are rounded to the nearest dollar.

The examples are illustrative only -- they should not be considered a representation of past or future expenses of the underlying mutual funds or their portfolios -- actual expenses will be less than those shown if you elect a different combination of optional benefits than indicated in the examples or if you allocate Account Value to any other available Sub-accounts.

Expense Examples are provided as follows: 1.) if you surrender the Annuity at the end of the stated time period; 2.) if you annuitize at the end of the stated
time period; and 3.) if you do not surrender your Annuity. A table of accumulation values appears in Appendix A to this Prospectus.

IF YOU SURRENDER YOUR ANNUITY AT          IF YOU ANNUITIZE YOUR ANNUITY AT
THE END OF THE APPLICABLE TIME PERIOD:    THE END OF THE APPLICABLE TIME PERIOD:
------------------------------------------------------------------------------------
1 YR     3 YRS     5 YRS     10 YRS      1 YR    3 YRS     5 YRS     10 YRS
$1,533   $2,871    $3,632    $6,785      $768    $2,241    $3,632    $6,785

IF YOU DO NOT SURRENDER
YOUR ANNUITY:
----------------------------------
1 YR    3 YRS     5 YRS     10 YRS
$768    $2,241    $3,632    $6,785

                                       12

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

INVESTMENT OPTIONS

WHAT ARE THE INVESTMENT OBJECTIVES AND POLICIES OF THE PORTFOLIOS? Each variable investment option is a Sub-account of American Skandia Life Assurance
Corporation Variable Account B (see "What are Separate Accounts" for more detailed information). Each Sub-account invests exclusively in one Portfolio.
You should carefully read the prospectus for any Portfolio in which you are interested. The following chart classifies each of the Portfolios based on our assessment of their investment style (as of the date of this Prospectus). The chart also provides a description of each Portfolio's investment objective (in italics) and a short, summary description of their key policies to assist you in determining which Portfolios may be of interest to you. There is no guarantee that any underlying Portfolio will meet its investment objective.

The name of the advisor/sub-advisor for each Portfolio appears next to the description. Those Portfolios whose name includes the prefix "AST" are
Portfolios of American Skandia Trust. The investment managers for AST are
American Skandia Investment Services, Incorporated, a Prudential Financial
Company, and Prudential Investments LLC, affiliated companies of American
Skandia. However, a sub-advisor, as noted below, is engaged to conduct day-to-day management.

The Portfolios are not publicly traded mutual funds. They are only available as investment options in variable annuity contracts and variable life insurance policies issued by insurance companies, or in some cases, to participants in certain qualified retirement plans. However, some of the Portfolios available as
Sub-accounts under the Annuity are managed by the same portfolio advisor or sub-advisor as a retail mutual fund of the same or similar name that the
Portfolio may have been modeled after at its inception. Certain retail mutual funds may also have been modeled after a Portfolio. While the investment objective and policies of the retail mutual funds and the Portfolios may be substantially similar, the actual investments will differ to varying degrees.
Differences in the performance of the funds can be expected, and in some cases could be substantial. You should not compare the performance of a publicly traded mutual fund with the performance of any similarly named Portfolio offered as a Sub-account. Details about the investment objectives, policies, risks, costs and management of the Portfolios are found in the prospectuses for the underlying mutual funds. The current prospectus and statement of additional information for the underlying Portfolios can be obtained by calling
1-800-680-8920.

Effective May 1, 2004, the SP William Blair International Growth Portfolio
(formerly the SP Jennison International Growth Portfolio) is no longer offered as a Sub-account under the Annuity, except as follows: if at any time prior to
May 1, 2004 you had any portion of your Account Value allocated to the SP
William Blair International Growth Sub-account, you may continue to allocate
Account Value and make transfers into and/or out of the SP William Blair
International Growth Sub-account, including any bank drafting, dollar cost averaging, asset allocation and rebalancing programs. If you never had a portion of your Account Value allocated to the SP William Blair International Growth
Sub-account prior to May 1, 2004 or if you purchase your Annuity on or after May
1, 2004, you cannot allocate Account Value to the SP William Blair International
Growth Sub-Account.

This Sub-account may be offered to new Owners at some future date; however, at the present time, there is no intention to do so. We also reserve the right to offer or close this Sub-account to all Owners that owned the Annuity prior to the close date.

                                       13

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Investment Options continued

----------------------------------------------------------------------------------------------------------------------
                                                                                                      PORTFOLIO
    STYLE/                                                                                             ADVISOR/
     TYPE                                 INVESTMENT OBJECTIVES/POLICIES                             SUB-ADVISOR
----------------------------------------------------------------------------------------------------------------------
International     AST JPMorgan International Equity: seeks long-term capital growth by             J.P. Morgan
Equity            investing in a diversified portfolio of international equity securities. The     Fleming Asset
                  Portfolio seeks to meet its objective by investing, under normal market          Management
                  conditions, at least 80% of its assets in a diversified portfolio of equity securities of companies located or operating in developed non-U.S. countries and emerging markets of the world.
----------------------------------------------------------------------------------------------------------------------
International     AST William Blair International Growth: Seeks long-term capital                  William Blair &
Equity            appreciation. The Portfolio invests primarily in stocks of large and             Company, L.L.C.
                  medium-sized companies located in countries included in the Morgan
                  Stanley Capital International All Country World Ex-U.S. Index.
----------------------------------------------------------------------------------------------------------------------
International     AST LSV International Value (formerly AST DeAM International Equity):            LSV Asset
Equity            seeks capital growth. The Portfolio pursues its objective by primarily           Management
                  investing at least 80% of the value of its assets in the equity securities of companies in developed non-U.S. countries that are represented in the
                  MSCI EAFE Index.
----------------------------------------------------------------------------------------------------------------------
International     AST MFS Global Equity: seeks capital growth. Under normal                        Massachusetts
Equity            circumstances the Portfolio invests at least 80% of its assets in equity         Financial Services
                  securities of U.S. and foreign issuers (including issuers in developing          Company
                  countries). The Portfolio generally seeks to purchase securities of companies with relatively large market capitalizations relative to the market in which they are traded.
----------------------------------------------------------------------------------------------------------------------
Small Cap         AST Small-Cap Growth (formerly AST State Street Research Small-                  Eagle Asset
Growth            Cap Growth): seeks long-term capital growth. The Portfolio pursues               Management,
                  its objective by primarily investing in the common stocks of small-              Neuberger Berman
                  capitalization companies.                                                        Management, Inc.
----------------------------------------------------------------------------------------------------------------------
Small Cap         AST DeAM Small-Cap Growth: seeks maximum growth of investors'                    Deutsche Asset
Growth            capital from a portfolio of growth stocks of smaller companies. The              Management, Inc.
                  Portfolio pursues its objective, under normal circumstances, by primarily investing at least 80% of its total assets in the equity securities of small-sized companies included in the Russell 2000 Growth[RegTM] Index.
----------------------------------------------------------------------------------------------------------------------
Small Cap         AST Federated Aggressive Growth: seeks capital growth. The Portfolio             Federated Equity
Growth            pursues its investment objective by investing primarily in the stocks of         Management
                  small companies that are traded on national security exchanges, the              Company of
                  NASDAQ stock exchange and the over-the-counter market.                           Pennsylvania/
                                                                                                   Federated Global
                                                                                                   Investment
                                                                                                   Management Corp.
----------------------------------------------------------------------------------------------------------------------
Small Cap         AST Small-Cap Value (formerly AST Gabelli Small-Cap Value): seeks to             Integrity Asset
Value             provide long-term capital growth by investing primarily in small-                Management, Lee
                  capitalization stocks that appear to be undervalued. The Portfolio will          Munder Capital
                  have a non-fundamental policy to invest, under normal circumstances, at          Group, J.P. Morgan
                  least 80% of the value of its assets in small capitalization companies.          Fleming Asset
                                                                                                   Management
----------------------------------------------------------------------------------------------------------------------

                                       14

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

----------------------------------------------------------------------------------------------------------------------
                                                                                                      PORTFOLIO
    STYLE/                                                                                             ADVISOR/
     TYPE                                 INVESTMENT OBJECTIVES/POLICIES                             SUB-ADVISOR
----------------------------------------------------------------------------------------------------------------------
Small Cap         AST DeAM Small-Cap Value: seeks maximum growth of investors' capital.            Deutsche Asset
Value             The Portfolio pursues its objective under normal market conditions, by           Management, Inc.
                  primarily investing at least 80% of its total assets in the equity securities of small-sized companies included in the
                  Russell 2000[RegTM] Value Index.
----------------------------------------------------------------------------------------------------------------------
Mid Cap           AST Goldman Sachs Mid-Cap Growth: seeks long-term capital growth.                Goldman Sachs
Growth            The Portfolio pursues its investment objective by investing primarily in         Asset Management,
                  equity securities selected for their growth potential, and normally invests      L.P.
                  at least 80% of the value of its assets in medium capitalization companies.
----------------------------------------------------------------------------------------------------------------------
Mid Cap           AST Neuberger Berman Mid-Cap Growth: seeks capital growth. Under                 Neuberger Berman
Growth            normal market conditions, the Portfolio primarily invests at least 80% of        Management Inc.
                  its net assets in the common stocks of mid-cap companies. The
                  Sub-advisor looks for fast growing companies that are in new or rapidly evolving industries.
----------------------------------------------------------------------------------------------------------------------
Mid Cap           AST Neuberger Berman Mid-Cap Value: seeks capital growth. Under                  Neuberger Berman
Value             normal market conditions, the Portfolio primarily invests at least 80% of        Management Inc.
                  its net assets in the common stocks of mid-cap companies. Under the
                  Portfolio's value-oriented investment approach, the Sub-advisor looks for well-managed companies whose stock prices are undervalued and that may rise before other investors realize their worth.
----------------------------------------------------------------------------------------------------------------------
Specialty         AST Alger All-Cap Growth: seeks long-term capital growth. The Portfolio          Fred Alger
                  invests primarily in equity securities, such as common or preferred stocks       Management, Inc.
                  that are listed on U.S. exchanges or in the over-the-counter market. The
                  Portfolio may invest in the equity securities of companies of all sizes, and may emphasize either larger or smaller companies at a given time based on the Sub-advisor's assessment of particular companies and market conditions.
----------------------------------------------------------------------------------------------------------------------
Specialty         AST Gabelli All-Cap Value: seeks capital growth. The  Portfolio                  GAMCO Investors,
                  pursues its objective by investing primarily in readily  marketable              Inc.
                  equity securities including common stocks, preferred stocks and securities that may be converted at a later time into common stock. The Portfolio may invest in the securities of companies of all sizes, and may emphasize either larger or smaller companies at a given time based on the Sub-advisor's assessment of particular companies and market conditions.
----------------------------------------------------------------------------------------------------------------------
Specialty         AST T. Rowe Price Natural Resources: seeks long-term capital growth              T. Rowe Price
                  primarily through the common stocks of companies that own or develop             Associates, Inc.
                  natural resources (such as energy products, precious metals and forest products) and other basic commodities. The Portfolio normally invests primarily (at least 80% of its total assets) in the common stocks of natural resource companies whose earnings and tangible assets could benefit from accelerating inflation.
----------------------------------------------------------------------------------------------------------------------

                                       15

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Investment Options continued

----------------------------------------------------------------------------------------------------------------------
                                                                                                      PORTFOLIO
    STYLE/                                                                                             ADVISOR/
     TYPE                                 INVESTMENT OBJECTIVES/POLICIES                             SUB-ADVISOR
----------------------------------------------------------------------------------------------------------------------
Large Cap         AST AllianceBernstein Large-Cap Growth (formerly AST Alliance Growth):           Alliance Capital
Growth            seeks long-term capital growth. The Portfolio invests at least 80% of its        Management, L.P.
                  total assets in the equity securities of a limited number of large, carefully selected, high-quality U.S. companies that are judged likely to achieve superior earnings growth.
----------------------------------------------------------------------------------------------------------------------
Large Cap         AST MFS Growth: seeks long-term capital growth and future income.                Massachusetts
Growth            Under normal market conditions, the Portfolio invests at least 80% of its        Financial Services
                  total assets in common stocks and related securities, such as preferred          Company
                  stocks, convertible securities and depositary receipts, of companies that the Sub-advisor believes offer better than average prospects for long-term growth.
----------------------------------------------------------------------------------------------------------------------
Large Cap         AST Marsico Capital Growth: seeks capital growth. Income realization is          Marsico Capital
Growth            not an investment objective and any income realized on the Portfolio's           Management, LLC
                  investments, therefore, will be incidental to the Portfolio's objective.
                  The Portfolio will pursue its objective by investing primarily in common stocks of larger, more established companies.
----------------------------------------------------------------------------------------------------------------------
Large Cap         AST Goldman Sachs Concentrated Growth: seeks growth of capital in a              Goldman Sachs
Growth            manner consistent with the preservation of capital. Realization of income        Asset Management,
                  is not a significant investment consideration and any income realized on         L.P.
                  the Portfolio's investments, therefore, will be incidental to the Portfolio's objective. The Portfolio will pursue its objective by investing primarily in equity securities of companies that the Sub-advisor believes have potential to achieve capital appreciation over the long-term.
----------------------------------------------------------------------------------------------------------------------
Large Cap         AST DeAM Large-Cap Value: seeks maximum growth of capital by                     Deutsche Asset
Value             investing primarily in the value stocks of larger companies. The Portfolio       Management, Inc.
                  pursues its objective, under normal market conditions, by primarily investing at least 80% of the value of its assets in the equity securities of large-sized companies included in the Russell 1000[RegTM] Value Index.
----------------------------------------------------------------------------------------------------------------------
Large Cap         AST AllianceBernstein Growth + Value: seeks capital growth by investing          Alliance Capital
Blend             approximately 50% of its assets in growth stocks of large companies and          Management, L.P.
                  approximately 50% of its assets in value stocks of large companies. The
                  Portfolio will invest primarily in common stocks of large U.S. companies included in the Russell 1000[RegTM] Index.
----------------------------------------------------------------------------------------------------------------------
Large Cap         AST AllianceBernstein Core Value (formerly AST Sanford Bernstein Core            Alliance Capital
Value             Value): seeks long-term capital growth by investing primarily in common          Management, L.P.
                  stocks. The Sub-advisor expects that the majority of the Portfolio's assets will be invested in the common stocks of large companies that appear to be undervalued.
----------------------------------------------------------------------------------------------------------------------
Specialty         AST Cohen & Steers Realty: seeks to maximize total return through                Cohen & Steers
                  investment in real estate securities. The Portfolio pursues its investment       Capital
                  objective by investing, under normal circumstances, at least 80% of its          Management, Inc.
                  net assets in securities of real estate issuers.
----------------------------------------------------------------------------------------------------------------------

                                       16

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

----------------------------------------------------------------------------------------------------------------------
                                                                                                      PORTFOLIO
    STYLE/                                                                                             ADVISOR/
     TYPE                                 INVESTMENT OBJECTIVES/POLICIES                             SUB-ADVISOR
----------------------------------------------------------------------------------------------------------------------
Large Cap         AST AllianceBernstein Managed Index 500 (formerly AST Sanford                    Alliance Capital
Blend             Bernstein Managed Index 500): seeks to outperform the S&P 500 through            Management, L.P.
                  stock selection resulting in different weightings of common stocks relative to the index. The Portfolio will invest,
                  under normal circumstances, at least 80% of its net assets in securities included in the Standard & Poor's 500 Composite
                  Stock Price Index.
----------------------------------------------------------------------------------------------------------------------
Large Cap         AST American Century Income & Growth: seeks capital growth with                  American Century
Value             current income as a secondary objective. The Portfolio invests primarily         Investment
                  in common stocks that offer potential for capital growth, and may,               Management, Inc.
                  consistent with its investment objective, invest in stocks that offer potential for current income.
----------------------------------------------------------------------------------------------------------------------
Large Cap         AST AllianceBernstein Growth & Income: seeks long-term growth of                 Alliance Capital
Value             capital and income while attempting to avoid excessive fluctuations in           Management, L.P.
                  market value. The Portfolio normally will invest in common stocks (and securities convertible into common stocks).
----------------------------------------------------------------------------------------------------------------------
Large Cap         AST Hotchkis & Wiley Large-Cap Value: seeks current income and long-term         Hotchkis & Wiley
Value             growth of income, as well as capital appreciation. The Portfolio invests,        Capital
                  under normal circumstances, at least 80% of its net assets plus borrowings for   Management, LLC
                  investment purposes in common stocks of large cap U.S. companies that have a high cash dividend or payout yield relative to the market.
----------------------------------------------------------------------------------------------------------------------
Asset             AST Global Allocation (formerly AST DeAM Global Allocation): seeks to            Prudential
Allocation/       obtain the highest potential total return consistent with a specified level      Investments LLC
Balanced          of risk tolerance. The Portfolio seeks to achieve its investment objective by investing in several other AST Portfolios ("Underlying
                  Portfolios"). The Portfolio intends its strategy of investing in combinations of Underlying Portfolios to result in
                  investment diversification that an investor could otherwise achieve only by holding numerous investments.
----------------------------------------------------------------------------------------------------------------------
Asset             AST American Century Strategic Balanced: seeks capital growth and                American Century
Allocation/       current income. The Sub-advisor intends to maintain approximately 60%            Investment
Balanced          of the Portfolio's assets in equity securities and the remainder in bonds        Management, Inc.
                  and other fixed income securities.
----------------------------------------------------------------------------------------------------------------------
Asset             AST T. Rowe Price Asset Allocation: seeks a high level of total return by        T. Rowe Price
Allocation/       investing primarily in a diversified portfolio of fixed income and equity        Associates, Inc.
Balanced          securities. The Portfolio normally invests approximately 60% of its total assets in equity securities and 40% in fixed income securities. This mix may vary depending on the Sub-advisor's outlook for the markets.
----------------------------------------------------------------------------------------------------------------------

                                       17

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Investment Options continued

----------------------------------------------------------------------------------------------------------------------
                                                                                                      PORTFOLIO
    STYLE/                                                                                             ADVISOR/
     TYPE                                 INVESTMENT OBJECTIVES/POLICIES                             SUB-ADVISOR
----------------------------------------------------------------------------------------------------------------------
Fixed Income      AST T. Rowe Price Global Bond: seeks to provide high current income              T. Rowe Price
                  and capital growth by investing in high quality foreign and U.S. dollar-         International, Inc.
                  denominated bonds. The Portfolio will invest at least 80% of its total assets in fixed income securities, including high quality bonds issued or guaranteed by U.S. or foreign governments or their agencies and by foreign authorities, provinces and municipalities as well as investment grade corporate bonds and mortgage and asset-backed securities of U.S.
                  and foreign issuers.
----------------------------------------------------------------------------------------------------------------------
Fixed Income      AST Goldman Sachs High Yield: seeks a high level of current income and may       Goldman Sachs Asset
                  also consider the potential for capital appreciation. The Portfolio invests,     Management, L.P.
                  under normal circumstances, at least 80% of its net assets plus any borrowings for investment purposes (measured at time of purchase) ("Net Assets") in high-yield, fixed-income securities that, at the time of purchase, are non-investment grade securities.
----------------------------------------------------------------------------------------------------------------------
Fixed Income      AST Lord Abbett Bond-Debenture: seeks high current income and the                Lord, Abbett & Co.
                  opportunity for capital appreciation to produce a high total return. To pursue   LLC
                  its objective, the Portfolio will invest, under normal circumstances, at least 80% of the value of its assets in fixed income securities and normally invests primarily in high yield and investment grade debt securities, securities convertible into common stock and preferred stocks.
----------------------------------------------------------------------------------------------------------------------
Fixed Income      AST PIMCO Total Return Bond: seeks to maximize total return consistent           Pacific Investment
                  with preservation of capital and prudent investment management. The Portfolio    Management
                  will invest in a diversified portfolio of fixed-income securities of             Company LLC (PIMCO)
                  varying maturities. The average portfolio duration of the Portfolio generally will vary within a three- to six-year time frame based on the
                  Sub-advisor's forecast for interest rates.
----------------------------------------------------------------------------------------------------------------------
Fixed Income      AST PIMCO Limited Maturity Bond: seeks to maximize total return consistent       Pacific Investment
                  with preservation of capital and prudent investment management. The Portfolio    Management
                  will invest in a diversified portfolio of fixed-income securities of varying     Company LLC (PIMCO)
                  maturities. The average portfolio duration of the Portfolio generally will vary within a one- to three-year time frame based on the Sub-advisor's forecast for interest rates.
----------------------------------------------------------------------------------------------------------------------
Fixed Income      AST Money Market: seeks high current income while maintaining high               Wells Capital
                  levels of liquidity. The Portfolio attempts to accomplish its objective by       Management, Inc.
                  maintaining a dollar-weighted average maturity of not more than 90 days and by investing in securities which have effective maturities of not more than 397 days.
----------------------------------------------------------------------------------------------------------------------
International     GVIT Developing Markets: seeks long-term capital appreciation, under             Gartmore Global
Equity            normal conditions by investing at least 80% of its total assets in stocks of     Asset Management
                  companies of any size based in the world's developing economies. Under normal    Trust/Gartmore
                  market conditions, investments are maintained in at least six countries at       Global Partners
                  all times and no more than 35% of total assets in any single one of them.
----------------------------------------------------------------------------------------------------------------------

                                       18

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

----------------------------------------------------------------------------------------------------------------------
                                                                                                      PORTFOLIO
    STYLE/                                                                                             ADVISOR/
     TYPE                                 INVESTMENT OBJECTIVES/POLICIES                             SUB-ADVISOR
----------------------------------------------------------------------------------------------------------------------
Large Cap         Advantage C&B Large Cap Value Fund (formerly Equity Value): Seeks                Wells Fargo Funds
Value             maximum long-term total return, consistent with minimizing risk to               Management, LLC
                  principal. The Portfolio will principally invest in
                  large-capitalization securities, which the Sub-advisor
                  defines as securities of companies with market
                  capitalizations of $1 billion or more.
----------------------------------------------------------------------------------------------------------------------
Large Cap         Advantage Equity Income Fund (formerly Equity Income): Seeks long-term           Wells Fargo Funds
Value             capital appreciation and above-average dividend income. The Portfolio            Management, LLC
                  invests in the common stocks of large U.S. companies with
                  strong return potential and above-average dividend income.
                  The Portfolio invests principally in securities of companies with market capitalizations of $3 billion or more.
----------------------------------------------------------------------------------------------------------------------
International     Advantage International Core Fund (formerly International Equity): Seeks         Wells Fargo Funds
Equity            long-term capital appreciation. The Portfolio will principally invest in         Management, LLC
                  non-U.S. securities. The Portfolio will focus on companies with strong growth potential that offer good relative values.
----------------------------------------------------------------------------------------------------------------------
Small Cap         Advantage Small Cap Growth Fund (formerly Small Cap Growth): Seeks               Wells Fargo Funds
Growth            long-term capital appreciation. The Portfolio focuses on companies that          Management, LLC
                  the Sub-advisor believes have above-average growth potential, or that may be involved in new or innovative products,
                  services and processes.
----------------------------------------------------------------------------------------------------------------------
Large Cap         Advantage Large Company Core Fund (formerly Growth): Seeks total                 Wells Fargo Funds
Blend             return comprised of long-term capital appreciation and current income.           Management, LLC
                  The Portfolio will invest at least 80% of the Fund's assets in securities of large-capitalization companies, which are defined as those with market capitalizations of $3 billion or more.
----------------------------------------------------------------------------------------------------------------------
Large Cap         Advantage Large Company Growth Fund (formerly Large Company                      Wells Fargo Funds
Growth            Growth): Seeks long-term capital appreciation. The Portfolio invests in the      Management, LLC
                  common stocks of large U.S. companies that the Sub-advisor believes have superior growth potential. The Portfolio
                  invests principally in securities of companies with market capitalizations of $3 billion or more.
----------------------------------------------------------------------------------------------------------------------
Asset             Advantage Asset Allocation Fund (formerly Asset Allocation): Seeks               Wells Fargo Funds
Allocation/       long-term total return, consistent with reasonable risk. The Portfolio           Management, LLC
Balanced          invests in equity and fixed-income securities in varying proportions, with an emphasis on equity securities. The Portfolio does not select individual securities for investment, rather, it buys substantially all of the securities of various indexes to replicate such indexes.
----------------------------------------------------------------------------------------------------------------------
Fixed Income      Advantage Total Return Bond Fund (formerly Total Return Bond): Seeks             Wells Fargo Funds
                  total return consisting of income and capital appreciation. The Portfolio        Management, LLC
                  invests principally in investment-grade debt securities, which include U.S.
                  Government obligations, corporate bonds, mortgage- and other asset-
                  backed securities and money market instruments. Under normal circumstances, the Portfolio is expected to maintain an overall effective duration between 4 and 5.5 years.
----------------------------------------------------------------------------------------------------------------------

                                       19

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Investment Options continued

----------------------------------------------------------------------------------------------------------------------
                                                                                                      PORTFOLIO
    STYLE/                                                                                             ADVISOR/
     TYPE                                 INVESTMENT OBJECTIVES/POLICIES                             SUB-ADVISOR
----------------------------------------------------------------------------------------------------------------------
Mid Cap           AIM Variable Insurance Funds -- AIM V.I. Dynamics Fund -- Series I               A I M Advisors,
Growth            shares (formerly an INVESCO fund): seeks long-term capital growth. The           Inc.
                  Portfolio pursues its objective by normally investing at
                  least 65% of its assets in common stocks of mid-sized
                  companies that are included in the Russell Midcap
                  Growth[RegTM] Index at the time of purchase.
----------------------------------------------------------------------------------------------------------------------
Specialty         AIM Variable Insurance Funds -- AIM V.I. Technology Fund -- Series I             A I M Advisors,
                  shares (formerly an INVESCO fund): seeks capital growth. The Portfolio           Inc.
                  normally invests at least 80% of its net assets in the equity securities and equity-related instruments of companies engaged in technology-related industries. These include, but are not limited to, various applied technologies, hardware, software, semiconductors, telecommunications equipment and services and service-related companies in information technology.
----------------------------------------------------------------------------------------------------------------------
Specialty         AIM Variable Insurance Funds -- AIM V.I. Health Sciences Fund --                 A I M Advisors,
                  Series I shares (formerly an INVESCO fund) (Effective July 1, 2005, AIM          Inc.
                  V.I. Health Sciences Fund will be renamed AIM V.I. Global Health Care
                  Fund): seeks capital growth. The Portfolio normally invests at least 80% of its net assets in the equity securities and equity-related instruments of companies related to health care.
----------------------------------------------------------------------------------------------------------------------
Specialty         AIM Variable Insurance Funds -- AIM V.I. Financial Services Fund --              A I M Advisors,
                  Series I shares (formerly an INVESCO fund): seeks capital growth. The            Inc.
                  Portfolio normally invests at least 80% of its net assets in the equity securities and equity-related instruments of companies involved in the financial services sector. These companies include, but are not limited to, banks, insurance companies, investment and miscellaneous industries, and suppliers to financial services companies.
----------------------------------------------------------------------------------------------------------------------
International     Evergreen VA International Equity (formerly Evergreen VA International           Evergreen
Equity            Growth): seeks long-term capital growth and secondarily, modest income.          Investment
                  The Portfolio normally invests 80% of its assets in equity securities            Management
                  issued by established, quality, non-U.S. companies located in countries with     Company, LLC
                  developed markets and may purchase across all market capitalizations.
                  The Portfolio normally invests at least 65% of its assets in securities of companies in at least three different countries (other than the U.S.).
----------------------------------------------------------------------------------------------------------------------
Small Cap         Evergreen VA Growth (formerly Evergreen VA Special Equity): seeks                Evergreen
Growth            long-term capital growth. The Portfolio invests at least 75% of its assets       Investment
                  in common stocks of small- and medium-sized companies (i.e., companies           Management
                  whose market capitalizations fall within the range of the Russell 2000[RegTM]    Company, LLC
                  Growth Index, at the time of purchase).
----------------------------------------------------------------------------------------------------------------------
Specialty         Evergreen VA Omega: seeks long-term capital growth. The Portfolio                Evergreen
                  invests primarily, and under normal conditions, substantially all of its         Investment
                  assets in common stocks and securities convertible into common stocks            Management
                  of U.S. companies across all market capitalizations.                             Company, LLC
----------------------------------------------------------------------------------------------------------------------

                                       20

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

----------------------------------------------------------------------------------------------------------------------
                                                                                                      PORTFOLIO
    STYLE/                                                                                             ADVISOR/
     TYPE                                 INVESTMENT OBJECTIVES/POLICIES                             SUB-ADVISOR
----------------------------------------------------------------------------------------------------------------------
International     ProFund VP Europe 30: seeks daily investment results, before fees and            ProFund Advisors
Equity            expenses, that correspond to the daily performance of the ProFunds               LLC
                  Europe 30 Index. The ProFunds Europe 30 Index, created by
                  ProFund Advisors, is composed of 30 companies whose principal offices are located in Europe and whose securities are traded on U.S. exchanges or on the NASDAQ as depositary receipts or ordinary shares.
----------------------------------------------------------------------------------------------------------------------
Specialty         ProFund VP Asia 30: seeks daily investment results, before fees and              ProFund Advisors
                  expenses, that correspond to the daily performance of the ProFunds Asia          LLC
                  30 Index. The ProFunds Asia 30 Index, created by ProFund Advisors, is composed of 30 companies whose principal offices are located in the
                  Asia/Pacific region, excluding Japan, and whose securities are traded on U.S. exchanges or on the NASDAQ as depository receipts or ordinary shares.
----------------------------------------------------------------------------------------------------------------------
Specialty         ProFund VP Japan: seeks daily investment results, before fees  and expenses,     ProFund Advisors
                  that correspond to the daily performance of the Nikkei 225 Stock Average.        LLC
                  Since the Japanese markets are not open when ProFund VP Japan values its shares, ProFund VP Japan determines its success in meeting this investment objective by comparing its daily return on a given day with the daily performance of related futures contracts traded in the United States related to the Nikkei 225 Stock Average.
----------------------------------------------------------------------------------------------------------------------
Specialty         ProFund VP Banks: seeks daily investment results, before fees and                ProFund Advisors
                  expenses, that correspond to the daily performance of the Dow Jones              LLC
                  U.S. Banks Index. The Dow Jones U.S. Banks Index measures the performance of the banking industry portion of the U.S. equity market.
----------------------------------------------------------------------------------------------------------------------
Specialty         ProFund VP Basic Materials: seeks daily investment results, before fees          ProFund Advisors
                  and expenses, that correspond to the daily performance of the Dow                LLC
                  Jones U.S. Basic Materials Sector Index. The Dow Jones U.S. Basic
                  Materials Sector Index measures the performance of the basic materials economic sector of the U.S. equity market.
----------------------------------------------------------------------------------------------------------------------
Specialty         ProFund VP Biotechnology: seeks daily investment results, before fees            ProFund Advisors
                  and expenses, that correspond to the daily performance of the Dow                LLC
                  Jones U.S. Biotechnology Index. The Dow Jones U.S. Biotechnology
                  Index measures the performance of the biotechnology industry portion of the U.S. equity market.
----------------------------------------------------------------------------------------------------------------------
Specialty         ProFund VP Consumer Services (formerly ProFund VP Consumer Cyclical):            ProFund Advisors
                  seeks daily investment results, before fees and expenses, that correspond        LLC
                  to the daily performance of the Dow Jones U.S. Consumer Services
                  Index. The Dow Jones U.S. Consumer Services Index measures the performance of consumer spending in the services industry of the U.S.
                  equity market.
----------------------------------------------------------------------------------------------------------------------

                                       21

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Investment Options continued

----------------------------------------------------------------------------------------------------------------------
                                                                                                      PORTFOLIO
    STYLE/                                                                                             ADVISOR/
     TYPE                                 INVESTMENT OBJECTIVES/POLICIES                             SUB-ADVISOR
----------------------------------------------------------------------------------------------------------------------
Specialty         ProFund VP Consumer Goods (formerly ProFund VP Consumer Non-                     ProFund Advisors
                  Cyclical): seeks daily investment results, before fees and expenses, that        LLC
                  correspond to the daily performance of the Dow Jones U.S. Consumer
                  Goods Index. The Dow Jones U.S. Consumer Goods Index measures the performance of consumer spending in the goods industry of the U.S.
                  equity market.
----------------------------------------------------------------------------------------------------------------------
Specialty         ProFund VP Oil & Gas (formerly ProFund VP Energy): seeks daily                   ProFund Advisors
                  investment results, before fees and expenses, that correspond to the             LLC
                  daily performance of the Dow Jones U.S. Oil & Gas Index. The Dow
                  Jones U.S. Oil & Gas Sector Index measures the performance of the energy sector of the U.S. equity market.
----------------------------------------------------------------------------------------------------------------------
Specialty         ProFund VP Financials (formerly ProFund VP Financial): seeks daily               ProFund Advisors
                  investment results, before fees and expenses, that correspond to the             LLC
                  daily performance of the Dow Jones U.S. Financials Sector Index. The
                  Dow Jones U.S. Financials Sector Index measures the performance of the financial services economic sector of the U.S. equity market.
----------------------------------------------------------------------------------------------------------------------
Specialty         ProFund VP Health Care (formerly ProFund VP Healthcare): seeks daily             ProFund Advisors
                  investment results, before fees and expenses, that correspond to the             LLC
                  daily performance of the Dow Jones U.S. Health Care Index. The Dow
                  Jones U.S. Health Care Index measures the performance of the healthcare economic sector of the U.S. equity market.
----------------------------------------------------------------------------------------------------------------------
Specialty         ProFund VP Industrials (formerly ProFund VP Industrial): seeks daily             ProFund Advisors
                  investment results, before fees and expenses, that correspond to the daily       LLC
                  performance of the Dow Jones U.S. Industrials Index. The Dow Jones U.S.
                  Industrials Index measures the performance of the industrial economic sector of the U.S. equity market.
----------------------------------------------------------------------------------------------------------------------
Specialty         ProFund VP Internet: seeks daily investment results, before fees and             ProFund Advisors
                  expenses, that correspond to the daily performance of the Dow Jones              LLC
                  Composite Internet Index. The Dow Jones Composite Internet Index
                  measures the performance of stocks in the U.S. equity markets that generate the majority of their revenues from the Internet.
----------------------------------------------------------------------------------------------------------------------
Specialty         ProFund VP Pharmaceuticals: seeks daily investment results, before fees          ProFund Advisors
                  and expenses, that correspond to the daily performance of the Dow                LLC
                  Jones U.S. Pharmaceuticals Index. The Dow Jones U.S. Pharmaceuticals
                  Index measures the performance of the pharmaceuticals industry portion of the U.S. equity market.
----------------------------------------------------------------------------------------------------------------------
Specialty         ProFund VP Precious Metals: seeks daily investment results, before fees          ProFund Advisors
                  and expenses, that correspond to the daily performance of the Dow Jones          LLC
                  Precious Metals Index. The Dow Jones Precious Metals Index measures the performance of the precious metals mining industry.
----------------------------------------------------------------------------------------------------------------------

                                       22

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

----------------------------------------------------------------------------------------------------------------------
                                                                                                      PORTFOLIO
    STYLE/                                                                                             ADVISOR/
     TYPE                                 INVESTMENT OBJECTIVES/POLICIES                             SUB-ADVISOR
----------------------------------------------------------------------------------------------------------------------
Specialty         ProFund VP Real Estate: seeks daily investment results, before fees              ProFund Advisors
                  and expenses, that correspond to the daily performance of the Dow                LLC
                  Jones U.S. Real Estate Index. The Dow Jones U.S. Real Estate Index
                  measures the performance of the real estate industry portion of the U.S.
                  equity market.
----------------------------------------------------------------------------------------------------------------------
Specialty         ProFund VP Semiconductor: seeks daily investment results, before fees            ProFund Advisors
                  and expenses, that correspond to the daily performance of the Dow                LLC
                  Jones U.S. Semiconductor Index. The Dow Jones U.S. Semiconductor
                  Index measures the performance of the semiconductor industry portion of the U.S. equity market.
----------------------------------------------------------------------------------------------------------------------
Specialty         ProFund VP Technology: seeks daily investment results, before fees and           ProFund Advisors
                  expenses, that correspond to the daily performance of the Dow Jones              LLC
                  U.S. Technology Sector Index. The Dow Jones U.S. Technology Sector
                  Index measures the performance of the technology sector of the U.S.
                  equity market.
----------------------------------------------------------------------------------------------------------------------
Specialty         ProFund VP Telecommunications: seeks daily investment results, before            ProFund Advisors
                  fees and expenses, that correspond to the daily performance of the Dow           LLC
                  Jones U.S. Telecommunications Sector Index. The Dow Jones U.S.
                  Telecommunications Sector Index measures the performance of the telecommunications economic sector of the U.S. equity market.
----------------------------------------------------------------------------------------------------------------------
Specialty         ProFund VP Utilities: seeks daily investment results, before fees and            ProFund Advisors
                  expenses, that correspond to the daily performance of the Dow Jones              LLC
                  U.S. Utilities Sector Index. The Dow Jones U.S. Utilities Sector Index
                  measures the performance of the utilities economic sector of the U.S.
                  equity market.
----------------------------------------------------------------------------------------------------------------------
Specialty         ProFund VP Bull: seeks daily investment results, before fees and expenses,       ProFund Advisors
                  that correspond to the daily performance of the S&P 500[RegTM] Index.            LLC
----------------------------------------------------------------------------------------------------------------------
Specialty         ProFund VP Bear: seeks daily investment results, before fees and                 ProFund Advisors
                  expenses, that correspond to the inverse (opposite) of the daily                 LLC
                  performance of the S&P 500[RegTM] Index. If ProFund VP Bear is successful in meeting its objective, its net asset value should gain approximately the same, on a percentage basis, as any decrease in the S&P 500[RegTM] Index when the Index declines on a given day. Conversely, its net asset value should lose approximately the same, on a percentage basis, as any increase in the Index when the Index rises on a given day.
----------------------------------------------------------------------------------------------------------------------

                                       23

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Investment Options continued

----------------------------------------------------------------------------------------------------------------------
                                                                                                      PORTFOLIO
    STYLE/                                                                                             ADVISOR/
     TYPE                                 INVESTMENT OBJECTIVES/POLICIES                             SUB-ADVISOR
----------------------------------------------------------------------------------------------------------------------
Specialty         ProFund VP UltraBull: seeks daily investment results, before fees and            ProFund Advisors
                  expenses, that correspond to twice (200%) the daily performance of the           LLC
                  S&P 500[RegTM] Index. Prior to May 1, 2003, ProFund VP UltraBull was named
                  "ProFund VP Bull Plus" and sought daily investment results that corresponded to one and one-half times (150%) the daily performance of the S&P 500[RegTM] Index. If ProFund VP UltraBull is successful in meeting its objective, its net asset value should gain approximately twice as much, on a percentage basis, as the S&P 500[RegTM] Index when the Index rises on a given day. Conversely, its net asset value should lose approximately twice as much, on a percentage basis, as the Index when the Index declines on a given day.
----------------------------------------------------------------------------------------------------------------------
Specialty         ProFund VP OTC: seeks daily investment results, before fees and expenses,        ProFund Advisors
                  that correspond to the daily performance of the NASDAQ-100 Index[RegTM]. "OTC"   LLC
                  in the name of ProFund VP OTC refers to securities that do not trade on a
                  U.S. securities exchange registered under the Securities Exchange Act of 1934.
----------------------------------------------------------------------------------------------------------------------
Specialty         ProFund VP Short OTC: seeks daily investment results, before fees                ProFund Advisors
                  and expenses, that correspond to the inverse (opposite) of the daily             LLC
                  performance of the NASDAQ-100 Index[RegTM]. If ProFund VP Short OTC is
                  successful in meeting its objective, its net asset value should gain approximately the same, on a percentage basis, as any decrease in the
                  NASDAQ-100 Index[RegTM] when the Index declines on a given day. Conversely, its net asset value should lose approximately the same, on a percentage basis, as any increase in the Index when the Index rises on a given day.
                  "OTC" in the name of ProFund VP Short OTC refers to securities that do not trade on a U.S. securities exchange registered under the Securities
                  Exchange Act of 1934.
----------------------------------------------------------------------------------------------------------------------
Specialty         ProFund VP UltraOTC: seeks daily investment results, before fees and             ProFund Advisors
                  expenses, that correspond to twice (200%) the daily performance of the           LLC
                  NASDAQ-100 Index[RegTM]. If ProFund VP UltraOTC is successful in meeting its objective, its net asset value should gain approximately twice as much, on a percentage basis, as the NASDAQ-100 Index[RegTM] when the Index rises on a given day. Conversely, its net asset value should lose approximately twice as much, on a percentage basis, as the Index when the Index declines on a given day. "OTC" in the name of ProFund VP UltraOTC refers to securities that do not trade on a U.S. securities exchange registered under the Securities Exchange Act of 1934.
----------------------------------------------------------------------------------------------------------------------
Mid Cap Value     ProFund VP Mid-Cap Value: seeks daily investment results, before fees            ProFund Advisors
                  and expenses, that correspond to the daily performance of the S&P MidCap         LLC
                  400/Barra Value Index[RegTM]. The S&P MidCap400/Barra Value Index[RegTM] is
                  a float adjusted market capitalization weighted index comprised of the stocks in the S&P MidCap 400 Index that have comparatively low price-to-book ratios as determined before each semiannual rebalance date.
----------------------------------------------------------------------------------------------------------------------

                                       24

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

----------------------------------------------------------------------------------------------------------------------
                                                                                                      PORTFOLIO
    STYLE/                                                                                             ADVISOR/
     TYPE                                 INVESTMENT OBJECTIVES/POLICIES                             SUB-ADVISOR
----------------------------------------------------------------------------------------------------------------------
Mid Cap           ProFund VP Mid-Cap Growth: seeks daily investment results, before fees           ProFund Advisors
Growth            and expenses, that correspond to the daily performance of the S&P                LLC
                  MidCap 400/Barra Growth Index[RegTM]. The S&P MidCap
                  400/Barra Growth Index[RegTM] is a float adjusted market
                  capitalization weighted index comprised of the stocks in the
                  S&P MidCap 400 Index[RegTM] that have comparatively high
                  price-to-book ratios as determined before each semiannual
                  rebalance date.
----------------------------------------------------------------------------------------------------------------------
Specialty         ProFund VP UltraMid-Cap: seeks daily investment results, before fees and         ProFund Advisors
                  expenses, that correspond to twice (200%) the daily performance of the           LLC
                  S&P MidCap 400 Index[RegTM]. If ProFund VP UltraMid-Cap is successful in meeting its objective, its net asset value should gain approximately twice as much, on a percentage basis, as the S&P MidCap 400 Index[RegTM] when the Index rises on a given day. Conversely, its net asset value should lose approximately twice as much, on a percentage basis, as the Index when the Index declines on a given day.
----------------------------------------------------------------------------------------------------------------------
Small Cap         ProFund VP Small-Cap Value: seeks daily investment results, before fees          ProFund Advisors
Value             and expenses, that correspond to the daily performance of the S&P                LLC
                  SmallCap 600/Barra Value Index[RegTM]. The S&P SmallCap
                  600/Barra Value Index[RegTM] is a float adjusted market
                  capitalization weighted index comprised of the stocks in the
                  S&P SmallCap 600/Barra Value Index[RegTM] that have
                  comparatively low price-to-book ratios as determined before each semiannual rebalance date.
----------------------------------------------------------------------------------------------------------------------
Small Cap         ProFund VP Small-Cap Growth: seeks daily investment results, before              ProFund Advisors
Growth            fees and expenses, that correspond to the daily performance of the S&P           LLC
                  SmallCap 600/Barra Growth Index[RegTM]. The S&P SmallCap
                  600/Barra Growth Index[RegTM] is a float adjusted market
                  capitalization weighted index comprised of the stocks in the
                  S&P SmallCap 600/Barra Growth Index[RegTM] that have
                  comparatively high price-to-book ratios as determined before each semiannual rebalance date.
----------------------------------------------------------------------------------------------------------------------
Specialty         ProFund VP UltraSmall-Cap: seeks daily investment results, before fees           ProFund Advisors
                  and expenses, that correspond to twice (200%) the daily performance of           LLC
                  the Russell 2000[RegTM] Index. If ProFund VP UltraSmall-Cap is successful in meeting its objective, its net asset value should gain approximately twice as much, on a percentage basis, as the Russell 2000 Index[RegTM] when the
                  Index rises on a given day. Conversely, its net asset value should lose approximately twice as much, on a percentage basis, as the Index when the Index declines on a given day.
----------------------------------------------------------------------------------------------------------------------

                                       25

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Investment Options continued

----------------------------------------------------------------------------------------------------------------------
                                                                                                      PORTFOLIO
    STYLE/                                                                                             ADVISOR/
     TYPE                                 INVESTMENT OBJECTIVES/POLICIES                             SUB-ADVISOR
----------------------------------------------------------------------------------------------------------------------
Specialty         ProFund VP U.S. Government Plus: seeks daily investment results, before          ProFund Advisors
                  fees and expenses, that correspond to one and one-quarter times (125%)           LLC
                  the daily price movement of the most recently issued 30-year U.S.
                  Treasury bond ("Long Bond"). In accordance with its stated objective, the net asset value of ProFund VP U.S. Government Plus generally should decrease as interest rates rise. If ProFund VP U.S. Government Plus is successful in meeting its objective, its net asset value should gain approximately one and one-quarter times (125%) as much, on a percentage basis, as any daily increase in the price of the Long Bond on a given day. Conversely, its net asset value should lose approximately one and one-quarter as much, on a percentage basis, as any daily decrease in the price of the Long Bond on a given day.
----------------------------------------------------------------------------------------------------------------------
Specialty         ProFund VP Rising Rates Opportunity: seeks daily investment results,             ProFund Advisors
                  before fees and expenses, that correspond to one and one-quarter times           LLC
                  (125%) the inverse (opposite) of the daily price movement of the most recently issued 30-year U.S. Treasury bond ("Long Bond"). In accordance with its stated objective, the net asset value of ProFund VP Rising Rates
                  Opportunity generally should decrease as interest rates fall. If ProFund
                  VP Rising Rates Opportunity is successful in meeting its objective, its net asset value should gain approximately one and one-quarter times as much, on a percentage basis, as any daily decrease in the Long Bond on a given day. Conversely, its net asset value should lose approximately one and one-quarter times as much, on a percentage basis, as any daily increase in the Long Bond on a given day.
----------------------------------------------------------------------------------------------------------------------
Large Cap         ProFund VP Large-Cap Growth: seeks daily investment results, before              ProFund Advisors
Growth            fees and expenses, that correspond to the daily performance of the S&P           LLC
                  500/Barra Growth Index[RegTM]. The S&P 500/Barra Growth Index
                  is a float adjusted market capitalization weighted index
                  comprised of the stocks in the S&P 500 Index that have
                  comparatively high price-to-book ratios as determined before each semiannual rebalance date.
----------------------------------------------------------------------------------------------------------------------
Large Cap         ProFund VP Large-Cap Value: seeks daily investment results, before fees          ProFund Advisors
Value             and expenses, that correspond to the daily performance of the S&P                LLC
                  500/Barra Value Index[RegTM]. The S&P 500/Barra Value Index
                  is a float adjusted market capitalization weighted index
                  comprised of the stocks in the S&P 500 Index that have
                  comparatively low price-to-book ratios as determined before each semiannual rebalance date.
----------------------------------------------------------------------------------------------------------------------
Specialty         ProFund VP Short Small-Cap: seeks daily investment results, before fees          ProFund Advisors
                  and expenses, that correspond to the inverse (opposite) of the daily             LLC
                  performance of the Russell 2000[RegTM] Index. If ProFund VP Short Small-Cap
                  is successful in meeting its objective, its net asset value should gain approximately the same amount, on a percentage basis, as any decrease in the Russell 2000 Index when the Index declines on a given day.
                  Conversely, its net asset value should lose approximately the same amount, on a percentage basis, as any increase in the Index when the
                  Index rises on a given day.
----------------------------------------------------------------------------------------------------------------------

                                       26

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

----------------------------------------------------------------------------------------------------------------------
                                                                                                      PORTFOLIO
    STYLE/                                                                                             ADVISOR/
     TYPE                                 INVESTMENT OBJECTIVES/POLICIES                             SUB-ADVISOR
----------------------------------------------------------------------------------------------------------------------
Specialty         ProFund VP Short Mid-Cap: seeks daily investment results, before fees            ProFund Advisors
                  and expenses, that correspond to the inverse (opposite) of the daily             LLC
                  performance of the S&P MidCap 400 Index[RegTM]. If ProFund VP Short Mid-Cap
                  is successful in meeting its objective, its net asset value should gain approximately the same amount, on a percentage basis, as any decrease in the S&P MidCap 400 Index when the Index declines on a given day.
                  Conversely, its net asset value should lose approximately the same amount, on a percentage basis, as any increase in the Index when the
                  Index rises on a given day.
----------------------------------------------------------------------------------------------------------------------
Specialty         Access VP High Yield: seeks to provide investment results that                   ProFund Advisors
                  correspond generally to the total return of the high yield market                LLC
                  consistent with maintaining reasonable liquidity. The Access VP High
                  Yield, created by ProFund Advisors, will achieve its high yield exposure primarily through CDSs but may invest in high yield debt instruments
                  ("junk bonds"), Interest rate swap agreements and futures contracts, and other debt and money market instruments without limitation, consistent with applicable regulations. Under normal market conditions, the fund will invest at least 80% of its net assets in credit default swaps and other financial instruments that in combination have economic characteristics similar to the high yield debt market and/or in high yield debt securities.
                  The fund seeks to maintain exposure to the high yield bond markets regardless of market conditions and without taking defensive positions.
----------------------------------------------------------------------------------------------------------------------
Specialty         First Trust[RegTM] 10 Uncommon Values: seeks to provide above-average capital    First Trust Advisors
                  appreciation. The Portfolio seeks to achieve its objective by investing          L.P.
                  primarily in the ten common stocks selected by the Investment Policy
                  Committee of Lehman Brothers Inc. ("Lehman Brothers") with the assistance of the Research Department of Lehman Brothers which, in their opinion have the greatest potential for capital appreciation during the next year. The stocks included in the Portfolio are adjusted annually on or about July 1st in accordance with the selections of Lehman
                  Brothers.
----------------------------------------------------------------------------------------------------------------------
Specialty         Target Managed VIP: seeks to provide above-average total return. The Portfolio   First Trust Advisors
                  seeks to achieve its objective by investing in common stocks of the most         L.P.
                  attractive companies that are identified by a model based on six uniquely specialized strategies -- The Dow(sm) DART 5, the European Target 20, the
                  Nasdaq[RegTM] Target 15, the S&P Target 24, the Target Small Cap and
                  the Value Line[RegTM] Target 25.
----------------------------------------------------------------------------------------------------------------------
Specialty         The Dow(SM) DART 10: seeks to provide above-average total return. The            First Trust Advisors
                  Portfolio seeks to achieve its objective by investing in common stocks           L.P.
                  issued by companies that are expected to provide income and to have the potential for capital appreciation. The Portfolio invests primarily in the common stocks of the ten companies in the DJIA that have the highest combined dividend yields and buyback ratios on or about the applicable stock selection date.
----------------------------------------------------------------------------------------------------------------------

                                       27

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Investment Options continued

----------------------------------------------------------------------------------------------------------------------
                                                                                                      PORTFOLIO
    STYLE/                                                                                             ADVISOR/
     TYPE                                 INVESTMENT OBJECTIVES/POLICIES                             SUB-ADVISOR
----------------------------------------------------------------------------------------------------------------------
Specialty         Global Dividend Target 15 (formerly Global Target 15): seeks to provide          First Trust Advisors
                  above-average total return. The Portfolio seeks to achieve its objective by      L.P.
                  investing in common stocks issued by companies that are expected to provide income and to have the potential for capital appreciation. The
                  Portfolio invests primarily in the common stocks of the companies which are components of the DJIA, the Financial Times Industrial Ordinary
                  Share Index ("FT Index") and the Hang Seng Index. The Portfolio
                  primarily consists of common stocks of the five companies with the lowest per share stock prices of the ten companies in each of the DJIA,
                  FT Index and Hang Seng Index, respectively, that have the highest dividend yield in the respective index on or about the applicable stock selection date.
----------------------------------------------------------------------------------------------------------------------
Specialty         S&P[RegTM] Target 24: seeks to provide above-average total return. The           First Trust Advisors
                  Portfolio seeks to achieve its objective by investing in common stocks           L.P.
                  issued by companies that have the potential for capital appreciation. The
                  Portfolio invests primarily in the common stocks of twenty-four companies selected from a subset of the stocks included in the Standard & Poor's
                  500 Composite Stock Price Index[RegTM]. The subset of stocks will be taken from each of the eight largest economic sectors of the S&P 500 Index[RegTM]
                  based on the sector's market capitalization.
----------------------------------------------------------------------------------------------------------------------
Specialty         The Dow (SM) Target Dividend seeks to provide above-average total return.        First Trust Advisors
                  The Portfolio seeks to achieve its objective by investing in common              L.P.
                  stocks issued by companies that are expected to provide income and to have the potential for capital appreciation. The Portfolio invests primarily in the 20 common stocks from the Dow Jones Select Dividend Index(SM)
                  with the best overall ranking on both the change in return on assets over the last 12 months and price-to-book ratio as of the close of business on or about the applicable stock selection date.
----------------------------------------------------------------------------------------------------------------------
Specialty         Value Line[RegTM] Target 25: seeks to provide above-average capital              First Trust Advisors
                  appreciation. The Portfolio seeks to achieve its objective by investing          L.P.
                  in 25 of the 100 common stocks that Value Line[RegTM] gives a #1 ranking for Timeliness[RegTM] which have recently exhibited certain positive financial attributes as of the close of business on the applicable stock selection date through a multi-step process.
----------------------------------------------------------------------------------------------------------------------
Specialty         Nasdaq[RegTM] Target 15: seeks to provide above-average total return. The        First Trust Advisors
                  Portfolio seeks to achieve its objective by investing in common stocks           L.P.
                  issued by companies that are expected to have the potential for capital appreciation. The Portfolio invests primarily in the common stocks of fifteen companies selected from a pre-screened subset of the stocks included in the Nasdaq-100 Index[RegTM] on or about the applicable stock selection date through a multi-step process.
----------------------------------------------------------------------------------------------------------------------

                                       28

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

----------------------------------------------------------------------------------------------------------------------
                                                                                                      PORTFOLIO
    STYLE/                                                                                             ADVISOR/
     TYPE                                 INVESTMENT OBJECTIVES/POLICIES                             SUB-ADVISOR
----------------------------------------------------------------------------------------------------------------------
International     The Prudential Series Fund, Inc. -- SP William Blair International               Prudential
Equity            Growth: Seeks long-term capital appreciation. The Portfolio invests              Investments LLC/
                  primarily in stocks of large and medium-sized companies                          William Blair &
                  located in countries included in the Morgan Stanley                              Company, LLC
                  Capital International All Country World Ex-U.S. Index.
                  Under normal market conditions, the portfolio invests at least
                  80% of its net assets in equity securities. The Portfolio's assets normally will be allocated among not fewer than six different countries and will not concentrate investments in any particular industry.

"Standard & Poor's[RegTM]," "S&P[RegTM]," "S&P 500[RegTM]," "Standard & Poor's
500," and "500" are trademarks of the McGraw-Hill Companies, Inc. and have been licensed for use by American Skandia Investment Services, Incorporated. The
Portfolio is not sponsored, endorsed, sold or promoted by Standard & Poor's and
Standard & Poor's makes no representation regarding the advisability of investing in the Portfolio.

"Dow Jones Industrial Average(sm)", "DJIA(sm)", "Dow Industrials(sm)", "Dow
Jones Select Dividend Index(sm)", and "The Dow 10(sm)", are service marks of Dow
Jones & Company, Inc. ("Dow Jones") and have been licensed for use for certain purposes by First Trust Advisors L.P. ("First Trust"). The portfolios, including, and in particular the Target Managed VIP portfolio The Dow(SM) DART
10 portfolio, and The Dow(SM) Target Dividend Portfolio are not endorsed, sold or promoted by Dow Jones, and Dow Jones makes no representation regarding the advisability of investing in such products.

"Standard & Poor's," "S&P," "S&P 500," "Standard & Poor's 500," and "500" are
trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by
First Trust on behalf of the S&P Target 24 Portfolio and the Target Managed VIP
Portfolio. The Portfolios are not sponsored, endorsed, managed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of investing in the Portfolio.

"The Nasdaq 100[RegTM]", "Nasdaq-100 Index[RegTM]", "Nasdaq Stock
Market[RegTM]", and "Nasdaq[RegTM]" are trade or service marks of The Nasdaq
Stock Market, Inc. (which with its affiliates are the "Corporations") and have been licensed for use by First Trust. The Nasdaq Target 15 Portfolio and Target
Managed VIP Portfolio have not been passed on by the Corporations as to its legality or suitability. The Nasdaq Target 15 Portfolio and Target Managed VIP
Portfolio are not issued, endorsed, sponsored, managed, sold or promoted by the
Corporations.

The Corporations make no warranties and bear no liability with respect to the
Nasdaq Target 15 Portfolio or the Target Managed VIP Portfolio.

"Value Line[RegTM]," "The Value Line Investment Survey," and "Value Line
Timeliness[RegTM] Ranking System" are registered trademarks of Value Line
Securities, Inc. or Value Line Publishing, Inc. The Target Managed VIP[RegTM]
Portfolio is not sponsored, recommended, sold or promoted by Value Line
Publishing, Inc., Value Line, Inc. or Value Line Securities, Inc. ("Value
Line"). Value Line makes no representation regarding the advisability of investing in the Portfolio.

The First Trust[RegTM] 10 Uncommon Values portfolio is not sponsored or created by Lehman Brothers, Inc. ("Lehman Brothers"). Lehman Brothers' only relationship to First Trust is the licensing of certain trademarks and trade names of Lehman
Brothers and of the "10 Uncommon Values" which is determined, composed and calculated by Lehman Brothers without regard to First Trust or the First
Trust[RegTM] 10 Uncommon Values portfolio.

Dow Jones has no relationship to the ProFunds VP, other than the licensing of the Dow Jones sector indices and its service marks for use in connection with the ProFunds VP. The ProFunds VP are not sponsored, endorsed, sold, or promoted by Standard & Poor's or NASDAQ, and neither Standard & Poor's nor NASDAQ makes any representations regarding the advisability of investing in the ProFunds VP.

WHAT ARE THE FIXED ALLOCATIONS?

We offer Fixed Allocations of different durations during the accumulation period. These "Fixed Allocations" earn a guaranteed fixed rate of interest for a specified period of time, called the "Guarantee Period." In most states, we offer Fixed Allocations with Guarantee Periods from 1 to 10 years. We may also offer special purpose Fixed Allocations for use with certain optional investment programs. We guarantee the fixed rate for the entire Guarantee Period. However, if you withdraw or transfer Account Value before the end of the Guarantee
Period, we will adjust the value of your withdrawal or transfer based on a formula, called a "Market Value Adjustment." The Market Value Adjustment can
either be positive or negative, depending on the movement of applicable interest rates payable on Strips of the appropriate duration. Please refer to the section entitled "How does the Market Value Adjustment Work?" for a description of the formula along with examples of how it is calculated. You may allocate Account
Value to more than one Fixed Allocation at a time.

Fixed Allocations may not be available in all states. Availability of Fixed
Allocations is subject to change and may differ by state and by the annuity product you purchase. Please call American Skandia at 1-800-680-8920 to determine availability of Fixed Allocations in your state and for your annuity product.

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AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

FEES AND CHARGES

The charges under the contracts are designed to cover, in the aggregate, our direct and indirect costs of selling, administering and providing benefits under the contracts. They are also designed, in the aggregate, to compensate us for the risks of loss we assume pursuant to the contracts. If, as we expect, the charges that we collect from the contracts exceed our total costs in connection with the contracts, we will earn a profit. Otherwise we will incur a loss. For example, American Skandia may make a profit on the Insurance Charge if, over time, the actual costs of providing the guaranteed insurance obligations under the Annuity are less than the amount we deduct for the Insurance Charge. To the extent we make a profit on the Insurance Charge, such profit may be used for any other corporate purpose, including payment of other expenses that American
Skandia incurs in promoting, distributing, issuing and administering the
Annuity.

The rates of certain of our charges have been set with reference to estimates of the amount of specific types of expenses or risks that we will incur. In most cases, this prospectus identifies such expenses or risks in the name of the charge; however, the fact that any charge bears the name of, or is designed primarily to defray a particular expense or risk does not mean that the amount we collect from that charge will never be more than the amount of such expense or risk nor does it mean that we may not also be compensated for such expense or risk out of any other charges we are permitted to deduct by the terms of the contract. A portion of the proceeds that American Skandia receives from charges that apply solely to the variable investment options may include amounts based on market appreciation of the variable investment option values.

WHAT ARE THE CONTRACT FEES AND CHARGES?

Contingent Deferred Sales Charge: We do not deduct a sales charge from Purchase
Payments you make to your Annuity. However, we may deduct a CDSC if you surrender your Annuity or when you make a partial withdrawal. The CDSC reimburses us for expenses related to sales and distribution of the Annuity, including commissions, marketing materials and other promotional expenses. The
CDSC is calculated as a percentage of your Purchase Payment being surrendered or withdrawn during the applicable Annuity Year. For purposes of calculating the
CDSC, we consider the year following the Issue Date of your Annuity as Year 1.
The amount of the CDSC decreases over time, measured from the Issue Date of the
Annuity. The CDSC percentages are shown below.

YEARS               1             2           3           4             5+
------------------------------------------------------------------------------
 CHARGE (%)       8.5%          8.0%        7.0%        6.0%          0.0%

The CDSC period is based on the Issue Date of the Annuity, not on the date each
Purchase Payment is applied to the Annuity. Purchase Payments applied to the
Annuity after the Issue Date do not have their own CDSC period. During the first four (4) Annuity Years, under certain circumstances you can withdraw a limited amount of Account Value without paying a CDSC. This is referred to as a "Free
Withdrawal." After four (4) complete Annuity Years, you can surrender your
Annuity or make a partial withdrawal without a CDSC being deducted from the amount being withdrawn. Free Withdrawals are not treated as a withdrawal of
Purchase Payments for purposes of calculating the CDSC on a subsequent withdrawal or surrender. Withdrawals of amounts greater than the maximum Free
Withdrawal amount are treated as a withdrawal of Purchase Payments and will be assessed a CDSC during Annuity Years 1 through 4. For purposes of calculating the CDSC on a surrender, the Purchase Payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior withdrawals under the Free
Withdrawal provision or if your Account Value has declined in value due to negative market performance.

We may waive the CDSC under certain medically-related circumstances or when taking a Minimum Distribution from an Annuity purchased as a "qualified"
investment. Free Withdrawals, Medically-Related Surrenders and Minimum
Distributions are each explained more fully in the section entitled "Access to
Your Account Value".

Transfer Fee: Currently, you may make twenty (20) free transfers between investment options each Annuity Year. We will charge $10.00 for each transfer after the twentieth in each Annuity Year. We do not consider transfers made as part of a dollar cost averaging, automatic rebalancing or asset allocation program when we count the twenty free transfers. All transfers made on the same day will be treated as one (1) transfer. Renewals or transfers of Account Value from a Fixed Allocation at the end of its Guarantee Period are not subject to the Transfer Fee and are not counted toward the twenty free transfers. We may reduce the number of free transfers allowable each Annuity Year (subject to a minimum of eight) without charginga Transfer Fee unless you make use of electronic means to transmit your transfer requests. We may eliminate the
Transfer Fee for transfer requests transmitted electronically or through other

                                       30

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

means that reduce our processing costs. If enrolled in any pro- gram that does not permit transfer requests to be transmitted electronically, the Transfer Fee will not be waived.

Annual Maintenance Fee: During the accumulation period we deduct an Annual
Maintenance Fee. The Annual Maintenance Fee is $35.00 or 2% of your Account
Value invested in the variable investment options, whichever is less. This fee will be deducted annually on the anniversary of the Issue Date of your Annuity or, if you surrender your Annuity during the Annuity Year, the fee is deducted at the time of surrender. Currently, the Annual Maintenance Fee is only deducted if your Account Value is less than $100,000 on the anniversary of the Issue Date or at the time of surrender. We may increase the Annual Maintenance Fee.
However, any increase will only apply to Annuities issued after the date of the increase.

Tax Charge: Several states and some municipalities charge premium taxes or similar taxes on annuities that we are required to pay. The amount of tax will vary from jurisdiction to jurisdiction and is subject to change. The tax charge currently ranges up to 3 1/2% of your premium and is designed to approximate the taxes that we are required to pay. We generally will deduct the charge at the time the tax is imposed, but may also decide to deduct the charge from each
Purchase Payment at the time of a withdrawal or surrender of your Annuity or at the time you elect to begin receiving annuity payments. We may assess a charge against the Sub-accounts and the Fixed Allocations equal to any taxes which may be imposed upon the separate accounts.

We will pay company income taxes on the taxable corporate earnings created by this separate account product. While we may consider company income taxes when pricing our products, we do not currently include such income taxes in the tax charges you pay under the contract. We will periodically review the issue of charging for these taxes and may impose a charge in the future.

In calculating our corporate income tax liability, we derive certain corporate income tax benefits associated with the investment of company assets, including separate account assets, which are treated as company assets under applicable income tax law. These benefits reduce our overall corporate income tax liability. Under current law, such benefits may include foreign tax credits and corporate dividends received deductions. We do not pass these tax benefits through to holders of the separate account annuity contracts because (i) the contract owners are not the owners of the assets generating these benefits under applicable income tax law and (ii) we do not currently include company income taxes in the tax charges you pay under the contract.

WHAT CHARGES APPLY SOLELY TO THE VARIABLE INVESTMENT OPTIONS?

Insurance Charge: We deduct an Insurance Charge daily. The charge is assessed against the average daily assets allocated to the Sub-accounts and is equal to
1.65% on an annual basis. The Insurance Charge is a combination of the Mortality and Expense Risk Charge (1.50%) and the Administration Charge (0.15%). The
Insurance Charge is intended to compensate American Skandia for providing the insurance benefits under the Annuity, including the Annuity's basic death benefit that provides guaranteed benefits to your beneficiaries even if the market declines and the risk that persons we guarantee annuity payments to will live longer than our assumptions. The charge also covers administrative costs associated with providing the Annuity benefits, including preparation of the contract, confirmation statements, annual account statements and annual reports, legal and accounting fees as well as various related expenses. Finally, the charge covers the risk that our assumptions about the mortality risks and expenses under this Annuity are incorrect and that we have agreed not to increase these charges over time despite our actual costs. We may increase the portion of the total Insurance Charge that is deducted for administrative costs;
however, any increase will only apply to Annuities issued after the date of the increase.

The Insurance Charge is not deducted against assets allocated to a Fixed
Allocation. However, the amount we credit to Fixed Allocations may also reflect similar assumptions about the insurance guarantees provided under the Annuity.

Optional Benefits for which we assess a charge solely against the variable investment options: If you elect to purchase certain optional benefits, we will deduct an additional charge on a daily basis solely from your Account Value allocated to the Sub-accounts. The additional charge is included in the daily calculation of the Unit Price for each Sub-account. We may assess charges for other optional benefits on a different basis as described elsewhere in the prospectus. Please refer to the sections entitled "Living Benefit Programs" and
"Death Benefit" for a description of the charge for each Optional Benefit.

                                       31

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Fees and Charges continued

WHAT FEES AND EXPENSES ARE INCURRED BY THE PORTFOLIOS?

Each Portfolio incurs total annual operating expenses comprised of an investment management fee, other expenses and any distribution and service (12b-1) fees that may apply. These fees and expenses are reflected daily by each Portfolio before it provides American Skandia with the net asset value as of the close of business each day. More detailed information about fees and expenses can be found in the prospectuses for the Portfolios.

WHAT CHARGES APPLY TO THE FIXED ALLOCATIONS?

No specific fee or expenses are deducted when determining the rate we credit to a Fixed Allocation. However, for some of the same reasons that we deduct the
Insurance Charge against Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Allocations. Any
CDSC or Tax Charge applies to amounts that are taken from the variable investment options or the Fixed Allocations. A Market Value Adjustment may also apply to transfers, certain withdrawals, surrender or annuitization from a Fixed
Allocation.

WHAT CHARGES APPLY IF I CHOOSE AN ANNUITY PAYMENT OPTION?

If you select a fixed payment option, the amount of each fixed payment will depend on the Account Value of your Annuity when you elected to annuitize. There is no specific charge deducted from these payments; however, the amount of each annuity payment reflects assumptions about our insurance expenses. If you select a variable payment option that we may offer, then the amount of your benefits will reflect changes in the value of your Annuity and will be subject to charges that apply under the variable immediate annuity option. Also, a tax charge may apply (see "Tax Charge" above).

EXCEPTIONS/REDUCTIONS TO FEES AND CHARGES

We may reduce or eliminate certain fees and charges or alter the manner in which the particular fee or charge is deducted. For example, we may reduce the amount of the CDSC or the length of time it applies, reduce or eliminate the amount of the Annual Maintenance Fee or reduce the portion of the total Insurance Charge that is deducted as an Administration Charge. Generally, these types of changes will be based on a reduction to our sales, maintenance or administrative expenses due to the nature of the individual or group purchasing the Annuity.
Some of the factors we might consider in making such a decision are: (a) the size and type of group; (b) the number of Annuities purchased by an Owner; (c)
the amount of Purchase Payments or likelihood of additional Purchase Payments;
and/or (d) other transactions where sales, maintenance or administrative expenses are likely to be reduced. We will not discriminate unfairly between
Annuity purchasers if and when we reduce any fees and charges.

                                       32

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

PURCHASING YOUR ANNUITY

WHAT ARE OUR REQUIREMENTS FOR PURCHASING THE ANNUITY?

Initial Purchase Payment: You must make a minimum initial Purchase Payment of
$10,000. However, if you decide to make payments under a systematic investment or "bank drafting" program, we will accept a lower initial Purchase Payment provided that, within the first Annuity Year, you make at least $10,000 in total
Purchase Payments.

Where allowed by law, we must approve any initial and additional Purchase
Payments of $1,000,000 or more. We may apply certain limitations and/or restrictions on the Annuity as a condition of our acceptance, including limiting the liquidity features or the Death Benefit protection provided under the
Annuity, limiting the right to make additional Purchase Payments, changing the number of transfers allowable under the Annuity or restricting the Sub-accounts or Fixed Allocations that are available. Other limitations and/or restrictions may apply.

Except as noted below, Purchase Payments must be submitted by check drawn on a
U.S. bank, in U.S. dollars, and made payable to American Skandia. Purchase
Payments may also be submitted via 1035 exchange or direct transfer of funds.
Under certain circumstances, Purchase Payments may be transmitted to American
Skandia via wiring funds through your investment professional's broker-dealer firm. Additional Purchase Payments may also be applied to your Annuity under an arrangement called "bank drafting" where you authorize us to deduct money directly from your bank account. We call our bank drafting program "Auto Saver".
We may reject any payment if it is received in an unacceptable form. Our acceptance of a check is subject to our ability to collect funds.

Age Restrictions: The Owner must be age 85 or under as of the Issue Date of the
Annuity. If the Annuity is owned jointly, the oldest of the Owners must be age
85 or under on the Issue Date. If the Annuity is owned by an entity, the
Annuitant must be age 85 or under as of the Issue Date. You should consider your need to access your Account Value and whether the Annuity's liquidity features will satisfy that need. If you take a distribution prior to age 59 1/2, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain.
The availability and level of protection of certain optional benefits may vary based on the age of the Owner on the Issue Date of the Annuity or the date of the Owner's death.

Owner, Annuitant and Beneficiary Designations: We will ask you to name the
Owner(s), Annuitant and one or more Beneficiaries for your Annuity.

..    Owner: The Owner(s) holds all rights under the Annuity. You may name up to two Owners in which case all ownership rights are held jointly. Generally joint owners are required to act jointly; however, if each owner provides us with an instruction that we find acceptable, we will permit each owner to act separately. All information and documents that we are required to send you will be sent to the first named owner. This Annuity does not provide a right of survivorship. Refer to the Glossary of Terms for a complete description of the term "Owner."

..    Annuitant: The Annuitant is the person we agree to make annuity payments to and upon whose life we continue to make such payments. You must name an
     Annuitant who is a natural person. We do not accept a designation of joint
     Annuitants during the accumulation period. Where allowed by law, you may name one or more Contingent Annuitants. A Contingent Annuitant will become the Annuitant if the Annuitant dies before the Annuity Date. Please refer to the discussion of "Considerations for Contingent Annuitants" in the Tax
     Considerations section of the Prospectus.

..    Beneficiary: The Beneficiary is the person(s) or entity you name to receive the death benefit. Your beneficiary designation should be the exact name of your beneficiary, not only a reference to the beneficiary's relationship to you. If you use a designation of "surviving spouse" we will pay the death benefit to the individual that is your spouse at the time of your death (as defined under the federal tax laws and regulations). If no beneficiary is named the death benefit will be paid to you or your estate.

Your right to make certain designations may be limited if your Annuity is to be used as an IRA or other "qualified" investment that is given beneficial tax treatment under the Code. You should seek competent tax advice on the income, estate and gift tax implications of your designations.

                                       33

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

MANAGING YOUR ANNUITY

MAY I CHANGE THE OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS?

You may change the Owner, Annuitant and Beneficiary designations by sending us a request in writing. Upon an ownership change, any automated investment or withdrawal programs will be canceled. The new owner must submit the applicable program enrollment if they wish to participate in such a program. Where allowed by law, such changes will be subject to our acceptance. Some of the changes we will not accept include, but are not limited to:

..    a new Owner subsequent to the death of the Owner or the first of any joint
     Owners to die, except where a spouse-Beneficiary has become the Owner as a result of an Owner's death;

..    a new Annuitant subsequent to the Annuity Date;

..    for "non-qualified" investments, a new Annuitant prior to the Annuity Date if the Annuity is owned by an entity; and

..    a change in Beneficiary if the Owner had previously made the designation irrevocable.

SPOUSAL OWNERS/SPOUSAL BENEFICIARIES

If an Annuity is co-owned by spouses, we will assume that the sole primary
Beneficiary is the surviving spouse that was named as the co-owner unless you elect an alternative Beneficiary designation. Unless you elect an alternative
Beneficiary designation, upon the death of either spousal Owner, the surviving spouse may elect to assume ownership of the Annuity instead of taking the Death
Benefit payment. The Death Benefit that would have been payable will be the new
Account Value of the Annuity as of the date of due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the beneficiary of the surviving spouse, the new Account Value will be considered as the initial
Purchase Payment. No CDSC will apply to the new Account Value. However, any additional Purchase Payments applied after the date the assumption is effective will be subject to all provisions of the Annuity, including the CDSC when applicable.

SPOUSAL CONTINGENT ANNUITANT

If the Annuity is owned by an entity and the surviving spouse is named as a
Contingent Annuitant, upon the death of the Annuitant, the surviving spouse that was named as the Contingent Annuitant will become the Annuitant. No Death
Benefit is payable upon the death of the Annuitant. However, the Account Value of the Annuity as of the date of due proof of death of the Annuitant (and any required proof of the spousal relationship) will reflect the amount that would have been payable had a Death Benefit been paid.

MAY I RETURN THE ANNUITY IF I CHANGE MY MIND?

If after purchasing your Annuity you change your mind and decide that you do not want it, you may return it to us within a certain period of time known as a right to cancel period. This is often referred to as a "free-look." Depending on the state in which you purchased your Annuity and, in some states, if you purchased the Annuity as a replacement for a prior contract, the right to cancel period may be ten (10) days, twenty-one (21) days or longer, measured from the time that you received your Annuity. If you return your Annuity during the applicable period, we will refund your current Account Value plus any tax charge deducted, and depending on your state's requirements, any applicable insurance charges deducted. The amount returned to you may be higher or lower than the
Purchase Payment(s) applied during the right to cancel period. Where required by law, we will return your Purchase Payment(s), or the greater of your current
Account Value and the amount of your Purchase Payment(s) applied during the right to cancel period.

MAY I MAKE ADDITIONAL PURCHASE PAYMENTS?

The minimum amount that we accept as an additional Purchase Payment is $100 unless you participate in American Skandia's Systematic Investment Plan or a
periodic purchase payment program. Unless you participate in an asset allocation program, or unless you have provided us with other specific allocation instructions for one, more than one, or all subsequent purchase payments, we will allocate any additional Purchase Payments you make according to your initial purchase payment allocation instructions. If you so instruct us, we will allocate subsequent purchase payments according to any new allocation instructions. Purchase Payments made while you participate in an asset allocation program will be allocated in accordance with such program. Additional
Purchase Payments may be paid at any time before the Annuity Date.

MAY I MAKE SCHEDULED PAYMENTS DIRECTLY FROM MY BANK ACCOUNT?

You can make additional Purchase Payments to your Annuity by authorizing us to deduct money directly from your bank account and applying it to your Annuity.
This type of program is often called "bank drafting". We call our bank drafting program "Auto

                                       34

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Saver". Purchase Payments made through bank drafting may only be allocated to the variable investment options when applied. Auto Saver allows you to invest in your Annuity with a lower initial Purchase Payment, as long as you authorize payments that will equal at least $10,000 during the first 12 months of your
Annuity. We may suspend or cancel bank drafting privileges if sufficient funds are not available from the applicable financial institution on any date that a transaction is scheduled to occur.

MAY I MAKE PURCHASE PAYMENTS THROUGH A SALARY REDUCTION PROGRAM?

These types of programs are only available with certain types of qualified investments. If your employer sponsors such a program, we may agree to accept periodic Purchase Payments through a salary reduction program as long as the allocations are made only to variable investment options and the periodic
Purchase Payments received in the first year total at least $10,000.

                                       35

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

MANAGING YOUR ACCOUNT VALUE

HOW AND WHEN ARE PURCHASE PAYMENTS INVESTED?

(See "Valuing Your Investment" for a description of our procedure for pricing initial and subsequent Purchase Payments.)

Initial Purchase Payment: Once we accept your application, we invest your net
Purchase Payment in the Annuity. The net Purchase Payment is your initial
Purchase Payment minus any tax charges that may apply. On your application we ask you to provide us with instructions for allocating your Account Value. You can allocate Account Value to one or more variable investment options or Fixed
Allocations.

Subsequent Purchase Payments: Unless you participate in an asset allocation program, or unless you have provided us with other specific allocation instructions for one, more than one, or all subsequent Purchase Payments, we will allocate any additional Purchase Payments you make according to your initial Purchase Payment allocation instructions. If you so instruct us, we will allocate subsequent Purchase Payments according to any new allocation instructions. Unless you tell us otherwise, Purchase Payments made while you participate in an asset allocation program will be allocated in accordance with such program.

HOW DO I RECEIVE A LOYALTY CREDIT?

For annuities issued on or after June 20, 2005 (subject to state availability)
we apply a Loyalty Credit to your Annuity's Account Value at the end of your fifth Annuity Year ("fifth Annuity Anniversary"). The Loyalty Credit is equal to
2.25% of total Purchase Payments made during the first four Annuity Years less the cumulative amount of withdrawals made (including the deduction of any CDSC amounts) through the fifth Annuity Anniversary. If the total Purchase Payments made during the first four Annuity Years is less than the cumulative amount of withdrawals made on or before the fifth Annuity Anniversary, no Loyalty Credit will be applied to your Annuity. Also, no Loyalty Credit will be applied to your
Annuity if your Account Value is zero on the fifth Annuity Anniversary. This would include any situation where the Annuity is still in force due to the fact that payments are being made under an optional benefit such as Lifetime Five or the Guaranteed Minimum Withdrawal Benefit. In addition, no Loyalty Credit will be applied to your Annuity if before the fifth Annuity Anniversary: (i) you have surrendered your Annuity; (ii) you have annuitized your Annuity; (iii) your beneficiary has elected our Beneficiary Continuation Option; or (iv) we have received due proof of your death (and there has been no spousal continuation election made). If your spouse continues the contract under our spousal continuance option, we will apply the Loyalty Credit to your Annuity only on the fifth Annuity Anniversary measured from the date that we originally issued you the Annuity. Since the Loyalty Credit is applied to the Account Value only, any guarantees that are not based on Account Value will not reflect the Loyalty
Credit. Similarly, guarantees that are made against a loss in Account Value will not be triggered in certain very limited circumstances where they otherwise would have been, had no Loyalty Credit been applied to the Account Value.

HOW ARE LOYALTY CREDITS APPLIED TO MY ACCOUNT VALUE?

Any Loyalty Credit that is allocated to your Account Value on the fifth Annuity
Anniversary will be allocated to the Fixed Allocations and Variable Investment
Options in the same percentages as Purchase Payments are then being allocated to your Annuity.

EXAMPLE OF APPLYING THE LOYALTY CREDIT

Assume you make an initial Purchase Payment of $10,000. During Annuity Year four
(i.e., prior to the fourth Annuity Anniversary) you make an additional $10,000
Purchase Payment. During the early part of Annuity Year five (i.e. prior to the fifth Annuity Anniversary) you make a $10,000 Purchase Payment and later in the year make a withdrawal of $5,000. The Loyalty Credit that we will apply to your
Annuity on the fifth Annuity Anniversary is equal to 2.25% of $15,000. (This represents the $20,000 of Purchase Payments made during the first four Annuity
Years minus the $5,000 withdrawal made in the fifth Annuity Year. The computation disregards the additional $10,000 Purchase Payment made in the fifth
Annuity Year.) Therefore, the Loyalty Credit amount would be equal to $337.50.

ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?

During the accumulation period you may transfer Account Value between investment options. Transfers are not subject to taxation on any gain. We currently limit the number of Sub-accounts you can invest in at any one time to twenty (20).
However, you can invest in an unlimited number of Fixed Allocations. We may require a minimum of $500 in each Sub-account you allocate Account Value to at the time of any allocation or transfer. If you request a transfer and, as a result of the transfer, there would be less than $500 in the Sub-account, we may transfer the remaining Account Value in the Sub-account pro rata to the other investment options to which you transferred.

We may impose specific restrictions on financial transactions (including transfer requests) for certain Portfolios based

                                       36

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

on the Portfolio's investment and/or transfer restrictions. We may do so to conform to any present or future restriction that is imposed by any portfolio available under this Annuity. Currently, any purchase, redemption or transfer involving the ProFunds VP Sub-accounts must be received by us no later than one hour prior to any announced closing of the applicable securities exchange
(generally, 3:00 p.m. Eastern time) to be processed on the current Valuation
Day. The "cut-off" time for such financial transactions involving a ProFunds VP
Sub-account will be extended to 1/2 hour prior to any announced closing
(generally, 3:30 p.m. Eastern time) for transactions submitted electronically through American Skandia's Internet website
(www.americanskandia.prudential.com).

Currently, we charge $10.00 for each transfer after the twentieth (20th) in each
Annuity Year. Transfers made as part of a dollar cost averaging, automatic rebalancing or asset allocation program do not count toward the twenty free transfer limit. Renewals or transfers of Account Value from a Fixed Allocation at the end of its Guarantee Period are not subject to the transfer charge. We may reduce the number of free transfers allowable each Annuity Year (subject to a minimum of eight) without charging a Transfer Fee unless you make use of electronic means to transmit your transfer requests. We may also increase the
Transfer Fee that we charge to $15.00 for each transfer after the number of free transfers has been used up. We may eliminate the Transfer Fee for transfer requests transmitted electronically or through other means that reduce our processing costs. If enrolled in any program that does not permit transfer requests to be transmitted electronically, the Transfer Fee will not be waived.

Once you have made 20 transfers among the Sub-accounts during an Annuity Year, we will accept any additional transfer request during that year only if the request is submitted to us in writing with an original signature and otherwise is in good order. For purposes of this 20 transfer limit, we (i) do not view a facsimile transmission as a "writing", (ii) will treat multiple transfer requests submitted on the same business day as a single transfer, and (iii) do not count any transfer that solely involves Sub-accounts corresponding to any
ProFund Portfolio and/or the AST Money Market Portfolio, or any transfer that involves one of our systematic programs, such as asset allocation and automated withdrawals.

Frequent transfers among Sub-accounts in response to short-term fluctuations in markets, sometimes called "market timing," can make it very difficult for a
Portfolio manager to manage a Portfolio's investments. Frequent transfers may cause the Portfolio to hold more cash than otherwise necessary, disrupt management strategies, increase transaction costs, or affect performance. The
Annuity offers Sub-accounts designed for Owners who wish to engage in frequent transfers (i.e., one or more of the Sub-accounts corresponding to the ProFund
Portfolios and the AST Money Market Portfolio), and we encourage Owners seeking frequent transfers to utilize those Sub-accounts.

In light of the risks posed to Owners and other investors by frequent transfers, we reserve the right to limit the number of transfers in any Annuity Year for all existing or new Owners and to take the other actions discussed below. We also reserve the right to limit the number of transfers in any Annuity Year or to refuse any transfer request for an Owner or certain Owners if: (a) we believe that excessive transfer activity (as we define it) or a specific transfer request or group of transfer requests may have a detrimental effect on Unit
Values or the share prices of the Portfolios; or (b) we are informed by a
Portfolio (e.g., by the Portfolio's portfolio manager) that the purchase or redemption of shares in the Portfolio must be restricted because the Portfolio believes the transfer activity to which such purchase and redemption relates would have a detrimental effect on the share prices of the affected Portfolio.
Without limiting the above, the most likely scenario where either of the above could occur would be if the aggregate amount of a trade or trades represented a relatively large proportion of the total assets of a particular Portfolio. In furtherance of our general authority to restrict transfers as described above, and without limiting other actions we may take in the future, we have adopted the following specific restrictions:

..    With respect to each Sub-account (other than the AST Money Market
     Sub-account, or a Sub-account corresponding to a ProFund Portfolio), we track amounts exceeding a certain dollar threshold that were transferred into the Sub-account. If you transfer such amount into a particular
     Sub-account, and within 30 calendar days thereafter transfer (the "Transfer
     Out") all or a portion of that amount into another Sub-account, then upon the Transfer Out, the former Sub-account becomes restricted (the
     "Restricted Sub-account"). Specifically, we will not permit subsequent transfers into the Restricted Sub-account for 90 calendar days after the
     Transfer Out if the Restricted Sub-account invests in a non-international
     Portfolio, or 180 calendar days after the Transfer Out if the Restricted
     Sub-account invests in an international Portfolio. For purposes of this rule, we (i) do not count transfers made in connection with one of

                                       37

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Managing Your Account Value continued

     our systematic programs, such as asset allocation and auto- mated withdrawals; (ii) do not count any transfer that solely involves
     Sub-accounts corresponding to any ProFund Portfolio and/or the AST Money
     Market Portfolio; and (iii) do not categorize as a transfer the first transfer that you make after the Issue Date, if you make that transfer within 30 calendar days after the Issue Date. Even if an amount becomes restricted under the foregoing rules, you are still free to redeem the amount from your Annuity at any time.

..    We reserve the right to effect exchanges on a delayed basis for all contracts. That is, we may price an exchange involving the Sub-accounts on the Valuation Day subsequent to the Valuation Day on which the exchange request was received. Before implementing such a practice, we would issue a separate written notice to Owners that explains the practice in detail.

..    If we deny one or more transfer requests under the foregoing rules, we will inform you or your investment professional promptly of the circumstances concerning the denial.

..    Contract owners in New York who purchased their contracts prior to March
     15, 2004 are not subject to the specific restrictions outlined in bulleted paragraphs immediately above. In addition, there are contract owners of different variable annuity contracts that are funded through the same
     Separate Account that are not subject to the above-referenced transfer restrictions and, therefore, might make more numerous and frequent transfers than contract owners who are subject to such limitations. Finally there are contract owners of other variable annuity contracts or variable life contracts that are issued by American Skandia as well as other insurance companies that have the same underlying mutual fund portfolios available to them. Since some contract owners are not subject to the same transfer restrictions, unfavorable consequences associated with such frequent trading within the underlying mutual fund (e.g., greater portfolio turnover, higher transaction costs, or performance or tax issues) may affect all contract owners. Similarly, while contracts managed by an investment professional or third party investment advisor are subject to the restrictions on transfers between investment options that are discussed above, if the advisor manages a number of contracts in the same fashion unfavorable consequences may be associated with management activity since it may involve the movement of a substantial portion of an underlying mutual fund asset's which may affect all contract owners invested in the affected options. Apart from jurisdiction-specific and contract difference in transfer restrictions, we will apply these rules uniformly (including contracts managed by an investment professional or third party investment advisor), and will not waive a transfer restriction for any contract owner.

Although our transfer restrictions are designed to prevent excessive transfers, they are not capable of preventing every potential occurrence of excessive transfer activity.

DO YOU OFFER DOLLAR COST AVERAGING?

Yes. We offer Dollar Cost Averaging during the accumulation period. Dollar Cost
Averaging allows you to systematically transfer an amount periodically from one investment option to one or more other investment options. You can choose to transfer earnings only, principal plus earnings or a flat dollar amount. You may elect a Dollar Cost Averaging program that transfers amounts monthly, quarterly, semi-annually, or annually from variable investment options, or a program that transfers amounts monthly from Fixed Allocations. By investing amounts on a regular basis instead of investing the total amount at one time, Dollar Cost
Averaging may decrease the effect of market fluctuation on the investment of your purchase payment. This may result in a lower average cost of units over time. However, there is no guarantee that Dollar Cost Averaging will result in a profit or protect against a loss in a declining market. There is no minimum
Account Value required to enroll in a Dollar Cost Averaging program and we do not deduct a charge for participating in a Dollar Cost Averaging program.

You can Dollar Cost Average from variable investment options or Fixed
Allocations. Dollar Cost Averaging from Fixed Allocations is subject to a number of rules that include, but are not limited to the following:

..    You may only use Fixed Allocations with Guarantee Periods of 1, 2 or 3 years.

..    You may only Dollar Cost Average earnings or principal plus earnings. If transferring principal plus earnings, the program must be designed to last the entire Guarantee Period for the Fixed Allocation.

..    Dollar Cost Averaging transfers from Fixed Allocations are not subject to a
     Market Value Adjustment.

                                       38

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

NOTE: When a Dollar Cost Averaging program is estab- lished from a Fixed
Allocation, the fixed rate of interest we credit to your Account Value is applied to a declining balance due to the transfers of Account Value to the
Sub-accounts during the Guarantee Period. This will reduce the effective rate of return on the Fixed Allocation over the Guarantee Period. The Dollar Cost
Averaging program is not available if you elect the Guaranteed Return Option
Plus(SM), the Guaranteed Return Option or the automatic rebalancing programs when it involves transfers out of the Fixed Allocations and is also not available when you have elected an asset allocation program.

DO YOU OFFER ANY AUTOMATIC REBALANCING PROGRAMS?

Yes. During the accumulation period, we offer automatic rebalancing among the variable investment options you choose. You can choose to have your Account
Value rebalanced monthly, quarterly, semi-annually, or annually. On the appropriate date, the variable investment options you chose are rebalanced to the allocation percentages you requested. With automatic rebalancing, we transfer the appropriate amount from the "overweighted" Sub-accounts to the
"underweighted" Sub-accounts to return your allocations to the percentages you request. For example, over time the performance of the variable investment options will differ, causing your percentage allocations to shift. Any transfer to or from any variable investment option that is not part of your automatic rebalancing program, will be made, however that variable investment option will not become part of your rebalancing program unless we receive instructions from you indicating that you would like such option to become part of the program.

There is no minimum Account Value required to enroll in automatic rebalancing.
All rebalancing transfers as part of an automatic rebalancing program are not included when counting the number of transfers each year toward the maximum number of free transfers. We do not deduct a charge for participating in an automatic rebalancing program. Participation in the Automatic Rebalancing program may be restricted if you are enrolled in certain other optional programs.

ARE ANY ASSET ALLOCATION PROGRAMS AVAILABLE?

Yes. Certain "static asset allocation programs" are available for use with the
Annuity. These programs are considered static because once you have selected a model portfolio, the Sub-accounts and the percentage of contract value allocated to each Sub-account cannot be changed without your consent. The programs are available at no additional charge. Under these programs, the Sub-account for each asset class in each model portfolio is designated for you. Under the programs, the values in the Sub-accounts will be rebalanced periodically back to the indicated percentages for the applicable asset class within the model portfolio that you have selected. For more information on the asset allocation programs, see the Appendix entitled "Additional Information on the Asset
Allocation Programs."

Asset allocation is a sophisticated method of diversification, which allocates assets among asset classes in order to manage investment risk and enhance returns over the long term. However, asset allocation does not guarantee a profit or protect against a loss. No personalized investment advice is provided in connection with the asset allocation programs and you should not rely on these programs as providing individualized investment recommendations to you.
The asset allocation programs do not guarantee better investment results. We reserve the right to terminate or change the asset allocation programs at any time. You should consult with your Investment Professional before electing any asset allocation program.

DO YOU OFFER PROGRAMS DESIGNED TO GUARANTEE A "RETURN OF PREMIUM" AT A FUTURE
DATE?

Yes. We offer two different programs for investors who wish to invest in the variable investment options but also wish to protect their principal, as of a specific date in the future. They are the Balanced Investment Program and the
Guaranteed Return Option Plus(SM). (The Guaranteed Return Option Plus (GRO
Plus(SM)) is not available in all states. In some states where GRO Plus is not available we offer the Guaranteed Return Option (GRO).) Both the Balanced
Investment Program and GRO Plus allow you to allocate a portion of your Account
Value to the available variable investment options while ensuring that your
Account Value will at least equal your contributions adjusted for withdrawals and transfers on a specified date. Under GRO Plus, Account Value is allocated to and maintained in Fixed Allocations to the extent we, in our sole discretion, deem it is necessary to support our guarantee under

                                       39

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Managing Your Account Value continued

the program. This differs from the Balanced Investment Program where a set amount is allocated to a Fixed Allocation regardless of the performance of the underlying Sub-accounts or the interest rate environment after the amount is allocated to a Fixed Allocation. Generally, more of your Account Value will be allocated to the variable investment options under the GRO Plus program than under the Balanced Investment Program (although in periods of poor market performance, low interest rates and/or as the option progresses to its maturity date, this may not be the case). You may not want to use either of these programs if you expect to begin taking annuity payments before the program would be completed. In addition, as with most return of premium programs, amounts that are available to allocate to the variable investment options may be substantially less than they would be if you did not elect a return of premium program. This means that, if investment experience in the variable investment options were positive, your Account Value would grow at a slower rate than if you did not elect a return of premium program and allocated all of your Account
Value to the variable investment options.

BALANCED INVESTMENT PROGRAM

We offer a balanced investment program where a portion of your Account Value is allocated to a Fixed Allocation and the remaining Account Value is allocated to the variable investment options that you select. When you enroll in the Balanced
Investment Program, you choose the duration that you wish the program to last.
This determines the duration of the Guarantee Period for the Fixed Allocation.
Based on the fixed rate for the Guarantee Period chosen, we calculate the portion of your Account Value that must be allocated to the Fixed Allocation to grow to a specific "principal amount" (such as your initial Purchase Payment).
We determine the amount based on the rates then in effect for the Guarantee
Period you choose. If you continue the program until the end of the Guarantee
Period and make no withdrawals or transfers, at the end of the Guarantee Period, the Fixed Allocation will have grown to equal the "principal amount".
Withdrawals or transfers from the Fixed Allocation before the end of the
Guarantee Period will terminate the program and may be subject to a Market Value
Adjustment. You can transfer the Account Value that is not allocated to the
Fixed Allocation between any of the Sub-accounts available under the Annuity.
Account Value you allocate to the variable investment options is subject to market fluctuations and may increase or decrease in value. We do not deduct a charge for participating in the Balanced Investment Program.

                                     EXAMPLE

Assume you invest $100,000. You choose a 10-year program and allocate a portion of your Account Value to a Fixed Allocation with a 10-year Guarantee Period. The rate for the 10-year Guarantee Period is 2.50%*. Based on the fixed interest rate for the Guarantee Period chosen, the factor is 0.781198 for determining how much of your Account Value will be allocated to the Fixed Allocation. That means that $78,120 will be allocated to the Fixed Allocation and the remaining Account
Value ($21,880) will be allocated to the variable investment options. Assuming that you do not make any withdrawals or transfers from the Fixed Allocation, it will grow to $100,000 at the end of the Guarantee Period. Of course we cannot predict the value of the remaining Account Value that was allocated to the variable investment options.

The Guaranteed Return Option Plus (GRO Plus) guarantees that, after a seven-year period following commencement of the program ("maturity date") and on each anniversary of the maturity date thereafter, your Account Value will not be less than the Account Value on the effective date of the program. The program also offers you the option to elect a second, enhanced guarantee amount at a higher
Account Value subject to a separate maturity period (and its anniversaries). The
GRO Plus program may be appropriate if you wish to protect a principal amount
(called the "Protected Principal Value") against market downturns as of a specific date in the future, but also wish to exercise control of your available
Account Value among the variable investment options to participate in market experience. Under the GRO Plus program, you give us the right to allocate amounts to Fixed Allocations as needed to support the guarantees provided. The available Account Value is the amount not allocated to the Fixed Allocations to support the guarantees provided. There is a fee associated with this program.
See "Living Benefit Programs," later in this Prospectus, for more information about this program.

MAY I GIVE MY INVESTMENT PROFESSIONAL PERMISSION TO MANAGE MY ACCOUNT VALUE?

Yes. Your Investment Professional may direct the allocation of your Account
Value and request financial transactions between investment options while you are living, subject to our rules and unless you tell us otherwise. If your
Investment Professional has this authority, we deem that all transactions that are directed by your Investment Professional with respect to your Annuity have been authorized by you. You must contact us

*    The rate in this example is hypothetical and may not reflect the current rate for Guarantee Periods of this duration.

                                       40

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

immediately if and when you revoke such authority. We will not be responsible for acting on instructions from your Investment Professional until we receive notification of the revocation of such person's authority. We may also suspend, cancel or limit these privileges at any time. We will notify you if we do.

MAY I AUTHORIZE MY THIRD PARTY INVESTMENT ADVISOR TO MANAGE MY ACCOUNT?

Yes. You may engage your own investment advisor to manage your account. These investment advisors may be firms or persons who also are appointed by us, or whose affiliated broker-dealers are appointed by us, as authorized sellers of the Annuity. Even if this is the case, however, please note that the investment advisor you engage to provide advice and/or make transfers for you, is not acting on our behalf, but rather is acting on your behalf. We do not offer advice about how to allocate your Account Value under any circumstance. As such, we are not responsible for any recommendations such investment advisors make, any investment models or asset allocation programs they choose to follow or any specific transfers they make on your behalf.

Any fee that is charged by your investment advisor is in addition to the fees and expenses that apply under your Annuity. If you authorize your investment advisor to withdraw amounts from your Annuity (to the extent permitted) to pay for the investment advisor's fee, as with any other withdrawal from your
Annuity, you may incur adverse tax consequences, a CDSC and/or a Market Value
Adjustment. Withdrawals to pay your investment advisor generally will also reduce the level of various living and death benefit guarantees provided (e.g.
the withdrawals will reduce proportionately the Annuity's guaranteed minimum death benefit.) We are not a party to the agreement you have with your investment advisor and do not verify that amounts withdrawn from your annuity, including amounts withdrawn to pay for the investment advisor's fee, are within the terms of your agreement with your investment advisor. You will, however, receive confirmations of transactions that affect your Annuity. If your investment advisor has also acted as your Investment Professional with respect to the sale of your Annuity, he or she may be receiving compensation for services provided both as an Investment Professional and investment advisor.
Alternatively, the investment advisor may compensate the Investment Professional from whom you purchased your annuity for the referral that led you to enter into your investment advisory relationship with the investment advisor. If you are interested in the details about the compensation that your investment advisor and/or your Investment Professional receive in connection with your Annuity, you should ask them for more details.

We or an affiliate of ours may provide administrative support to licensed, registered Investment Professionals or investment advisors who you authorize to make financial transactions on your behalf. We may require Investment
Professionals or investment advisors, who are authorized by multiple contract owners to make financial transactions, to enter into an administrative agreement with American Skandia as a condition of our accepting transactions on your behalf. The administrative agreement may impose limitations on the Investment
Professional's or investment advisor's ability to request financial transactions on your behalf. These limitations are intended to minimize the detrimental impact of an Investment Professional who is in a position to transfer large amounts of money for multiple clients in a particular Portfolio or type of portfolio or to comply with specific restrictions or limitations imposed by a
Portfolio(s) of American Skandia. Contracts managed by your Investment
Professional also are subject to the restrictions on transfers between investment options that are discussed in the section entitled "ARE THERE
RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?". Since
transfer activity under contracts managed by an Investment Professional or third party investment adviser may result in unfavorable consequences to all contract owners invested in the affected options we reserve the right to limit the investment options available to a particular Owner whose contract is managed by the advisor or impose other transfer restrictions we deem necessary. The administrative agreement may limit the available investment options, require advance notice of large transactions, or impose other trading limitations on your Investment Professional. Your Investment Professional will be informed of all such restrictions on an ongoing basis. We may also require that your
Investment Professional transmit all financial transactions using the electronic trading functionality available through our Internet website
(www.americanskandia.prudential.com). Limitations that we may impose on your
Investment Professional or investment advisor under the terms of the administrative agreement do not apply to financial transactions requested by an
Owner on their own behalf, except as otherwise described in this Prospectus.

HOW DO THE FIXED ALLOCATIONS WORK?

We credit the fixed interest rate to the Fixed Allocation throughout a set period of time called a "Guarantee Period." Fixed Allocations currently are offered with Guarantee Periods

                                       41

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Managing Your Account Value continued

from 1 to 10 years. We may make Fixed Allocations of different durations available in the future, including Fixed Allocations offered exclusively for use with certain optional investment programs. Fixed Allocations may not be available in all states and may not always be available for all Guarantee
Periods depending on market factors and other considerations.

The interest rate credited to a Fixed Allocation is the rate in effect when the
Guarantee Period begins and does not change during the Guarantee Period. The rates are an effective annual rate of interest. We determine the interest rates for the various Guarantee Periods. At the time that we confirm your Fixed
Allocation, we will advise you of the interest rate in effect and the date your
Fixed Allocation matures. We may change the rates we credit new Fixed
Allocations at any time. Any change in interest rate does not affect Fixed
Allocations that were in effect before the date of the change. To inquire as to the current rates for Fixed Allocations, please call 1-800-680-8920.

A Guarantee Period for a Fixed Allocation begins:

..    when all or part of a net Purchase Payment is allocated to that particular
     Guarantee Period;

..    upon transfer of any of your Account Value to a Fixed Allocation for that particular Guarantee Period; or

..    when you "renew" a Fixed Allocation by electing a new Guarantee Period.

To the extent permitted by law, we may establish different interest rates for
Fixed Allocations offered to a class of Owners who choose to participate in various optional investment programs we make available. This may include, but is not limited to, Owners who elect to use Fixed Allocations under a dollar cost averaging program (see "Do You Offer Dollar Cost Averaging?") or a balanced investment program (see "Do you offer programs designed to guarantee a "Return of Premium" at a future date?"). The interest rate credited to Fixed Allocations offered to this class of purchasers may be different than those offered to other purchasers who choose the same Guarantee Period but who do not participate in an optional investment program. Any such program is at our sole discretion.

American Skandia may offer Fixed Allocations with Guarantee Periods of 3 months or 6 months exclusively for use as a short-term Fixed Allocation ("Short-term
Fixed Allocations"). Short-term Fixed Allocations may only be established with your initial Purchase Payment or additional Purchase Payments. You may not transfer existing Account Value to a Short-term Fixed Allocation. We reserve the right to terminate offering these special purpose Fixed Allocations at any time.

On the Maturity Date of the Short-term Fixed Allocation, the Account Value will be transferred to the Sub-account(s) you choose at the inception of the program.
If no instructions are provided, such Account Value will be transferred to the
AST Money Market Sub-account. Short-term Fixed Allocations may not be renewed on the Maturity Date. If you surrender the Annuity or transfer any Account Value from the Short-term Fixed Allocation to any other investment option before the end of the Guarantee Period, a Market Value Adjustment will apply.

HOW DO YOU DETERMINE RATES FOR FIXED ALLOCATIONS?

We do not have a specific formula for determining the fixed interest rates for
Fixed Allocations. Generally the interest rates we offer for Fixed Allocations will reflect the investment returns available on the types of investments we make to support our fixed rate guarantees. These investment types may include cash, debt securities guaranteed by the United States government and its agencies and instrumentalities, money market instruments, corporate debt obligations of different durations, private placements, asset-backed obligations and municipal bonds. In determining rates we also consider factors such as the length of the Guarantee Period for the Fixed Allocation, regulatory and tax requirements, liquidity of the markets for the type of investments we make, commissions, administrative and investment expenses, our insurance risks in relation to the Fixed Allocations, general economic trends and competition. Some of these considerations are similar to those we consider in determining the
Insurance Charge that we deduct from Account Value allocated to the
Sub-accounts.

We will credit interest on a new Fixed Allocation in an existing Annuity at a rate not less than the rate we are then crediting to Fixed Allocations for the same Guarantee Period selected by new Annuity purchasers in the same class.

The interest rate we credit for a Fixed Allocation is subject to a minimum.
Please refer to the Statement of Additional

                                       42

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Information. In certain states the interest rate may be subject to a minimum under state law or regulation.

HOW DOES THE MARKET VALUE ADJUSTMENT WORK?

If you transfer or withdraw Account Value from a Fixed Allocation more than 30 days before the end of its Guarantee Period, we will adjust the value of your investment based on a formula, called a "Market Value Adjustment" or "MVA". The amount of any Market Value Adjustment can be either positive or negative, depending on the movement of a combination of Strip Yields on Strips and an
Option-adjusted Spread (each as defined below) between the time that you purchase the Fixed Allocation and the time you make a transfer or withdrawal.
The Market Value Adjustment formula compares the combination of Strip Yields for
Strips and the Option-adjusted Spreads as of the date the Guarantee Period began with the combination of Strip Yields for Strips and the Option-adjusted Spreads as of the date the MVA is being calculated. In certain states the amount of any
Market Value Adjustment may be limited under state law or regulation. If your
Annuity is governed by the laws of that state, any Market Value Adjustment that applies will be subject to our rules for complying with such law or regulation.

..    "Strips" are a form of security where ownership of the interest portion of
     United States Treasury securities are separated from ownership of the underlying principal amount or corpus.

..    "Strip Yields" are the yields payable on coupon Strips of United States
     Treasury securities.

..    "Option-adjusted Spread" is the difference between the yields on corporate debt securities (adjusted to disregard options on such securities) and government debt securities of comparable duration. We currently use the
     Merrill Lynch 1 to 10 year Investment Grade Corporate Bond Index of
     Option-adjusted Spreads.

MVA FORMULA

The MVA formula is applied separately to each Fixed Allocation to determine the
Account Value of the Fixed Allocation on a particular date. The formula is as follows:

[(1+I) / (1+J+0.0010)]N/365

where:

I is the Strip Yield as of the start date of the Guarantee Period for coupon
Strips maturing at the end of the applicable Guarantee Period plus the
Option-adjusted Spread. If there are no Strips maturing at that time, we will use the Strip Yield for the Strips maturing as soon as possible after the
Guarantee Period ends.

J is the Strip Yield as of the date the MVA formula is being applied for coupon
Strips maturing at the end of the applicable Guarantee Period plus the
Option-adjusted Spread. If there are no Strips maturing at that time, we will use the Strip Yield for the Strips maturing as soon as possible after the
Guarantee Period ends.

N is the number of days remaining in the original Guarantee Period.

If you surrender your Annuity under the right to cancel provision, the MVA formula is

[(1 + I)/(1 + J)]N/365.

MVA EXAMPLES

The following hypothetical examples show the effect of the MVA in determining
Account Value. Assume the following:

..    You allocate $50,000 into a Fixed Allocation (we refer to this as the
     "Allocation Date" in these examples) with a Guarantee Period of 5 years (we refer to this as the "Maturity Date" in these examples).

..    The Strip Yields for coupon Strips beginning on the Allocation Date and maturing on the Maturity Date plus the Option-adjusted Spread is 5.50% (I =
     5.50%).

..    You make no withdrawals or transfers until you decide to withdraw the entire Fixed Allocation after exactly three (3) years, at which point 730 days remain before the Maturity Date (N = 730).

                                       43

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Managing Your Account Value continued

EXAMPLE OF POSITIVE MVA

Assume that at the time you request the withdrawal, the Strip Yields for Strips maturing on the Maturity Date plus the Option-adjusted Spread is 4.00% (J =
4.00%). Based on these assumptions, the MVA would be calculated as follows:

MVA Factor = [(1+I)/(1+J+0.0010)]N/365 =
[1.055/1.041]2 = 1.027078

                           INTERIM VALUE = $57,881.25

Account Value after MVA = Interim Value x MVA Factor = $59,448.56

EXAMPLE OF NEGATIVE MVA

Assume that at the time you request the withdrawal, the Strip Yields for Strips maturing on the Maturity Date plus the Option-adjusted Spread is 7.00% (J =
7.00%). Based on these assumptions, the MVA would be calculated as follows:

MVA Factor = [(1+I)/(1+J+0.0010)]N/365 =
[1.055/1.071]2 = 0.970345

                           INTERIM VALUE = $57,881.25

Account Value after MVA = Interim Value x MVA Factor = $56,164.78.

WHAT HAPPENS WHEN MY GUARANTEE PERIOD MATURES?

The "Maturity Date" for a Fixed Allocation is the last day of the Guarantee
Period. Before the Maturity Date, you may choose to renew the Fixed Allocation for a new Guarantee Period of the same or different length or you may transfer all or part of that Fixed Allocation's Account Value to another Fixed Allocation or to one or more Sub-accounts. We will not charge a MVA if you choose to renew a Fixed Allocation on its Maturity Date or transfer the Account Value to one or more variable investment options. We will notify you before the end of the
Guarantee Period about the fixed interest rates that we are currently crediting to all Fixed Allocations that are being offered. The rates being credited to
Fixed Allocations may change before the Maturity Date.

If you do not specify how you want a Fixed Allocation to be allocated on its
Maturity Date, we will then transfer the Account Value of the Fixed Allocation to the AST Money Market Sub-account. You can then elect to allocate the Account
Value to any of the Sub-accounts or to a new Fixed Allocation.

                                       44

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

ACCESS TO ACCOUNT VALUE

WHAT TYPES OF DISTRIBUTIONS ARE AVAILABLE TO ME?

During the accumulation period you can access your Account Value through partial withdrawals, Systematic Withdrawals, and where required for tax purposes,
Minimum Distributions. You can also surrender your Annuity at any time. We may deduct a portion of the Account Value being withdrawn or surrendered as a CDSC.
The CDSC will be assessed on the amount of Purchase Payments, not on the Account
Value at the time of the withdrawal or surrender. If you surrender your Annuity, in addition to any CDSC, we may deduct the Annual Maintenance Fee, any Tax
Charge that applies and the charge for any optional benefits. We may also apply a Market Value Adjustment to any Fixed Allocations being withdrawn or surrendered. Certain amounts may be available to you each Annuity Year that are not subject to a CDSC. These are called "Free Withdrawals." In addition, under certain circumstances, we may waive the CDSC for surrenders made for qualified medical reasons or for withdrawals made to satisfy Minimum Distribution requirements. Unless you notify us differently, withdrawals are taken pro-rata based on the Account Value in the investment options at the time we receive your withdrawal request. Each of these types of distributions is described more fully below.

ARE THERE TAX IMPLICATIONS FOR DISTRIBUTIONS?

(For more information, see "Tax Considerations".)

DURING THE ACCUMULATION PERIOD

A distribution during the accumulation period is deemed to come first from any
"gain" in your Annuity and second as a return of your "tax basis", if any.
Distributions from your Annuity are generally subject to ordinary income taxation on the amount of any investment gain unless the distribution qualifies as a non-taxable exchange or transfer. If you take a distribution prior to the taxpayer's age 59 1/2, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain. You may wish to consult a professional tax advisor for advice before requesting a distribution.

DURING THE ANNUITIZATION PERIOD

During the annuitization period, a portion of each annuity payment is taxed as ordinary income at the tax rate you are subject to at the time of the payment.
The Code and regulations have "exclusionary rules" that we use to determine what portion of each annuity payment should be treated as a return of any tax basis you have in the Annuity. Once the tax basis in the Annuity has been distributed, the remaining annuity payments are taxable as ordinary income. The tax basis in the Annuity may be based on the tax-basis from a prior contract in the case of a
1035 exchange or other qualifying transfer.

CAN I WITHDRAW A PORTION OF MY ANNUITY?

Yes, you can make a withdrawal during the accumulation period.

..    To meet liquidity needs, you can withdraw a limited amount from your
     Annuity during each of Annuity Years 1-4 without a CDSC being applied. We call this the "Free Withdrawal" amount. The Free Withdrawal amount is not available if you choose to surrender your Annuity. Amounts withdrawn as a
     Free Withdrawal do not reduce the amount of CDSC that may apply upon a subsequent withdrawal or surrender of the Annuity. The minimum Free
     Withdrawal you may request is $100.

..    You can also make withdrawals in excess of the Free Withdrawal amount. The maximum amount that you may withdraw will depend on the Annuity's Surrender
     Value as of the date we process the withdrawal request. After any partial withdrawal, your Annuity must have a Surrender Value of at least $1,000, or we may treat the partial withdrawal request as a request to fully surrender your Annuity. The minimum partial withdrawal you may request is $100.

When we determine if a CDSC applies to partial withdrawals and Systematic
Withdrawals, we will first determine what, if any, amounts qualify as a Free
Withdrawal. Those amounts are not subject to the CDSC. Partial withdrawals or
Systematic Withdrawals of amounts greater than the maximum Free Withdrawal amount will be subject to a CDSC.

You may request a withdrawal for an exact dollar amount after deduction of any
CDSC that applies (called a "net withdrawal") or request a gross withdrawal from which we will deduct any CDSC that applies, resulting in less money being payable to you than the amount you requested. If you request a net withdrawal, the amount deducted from your Account Value to pay the CDSC may also be subject to a CDSC.

Partial withdrawals may also be available following annuitization but only if you choose certain annuity payment options.

To request the forms necessary to make a withdrawal from your Annuity, contact our Customer Service Team at 1-800-680-8920 or visit our Internet Website at
www.americanskandia.prudential.com.

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AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Access To Account Value continued

HOW MUCH CAN I WITHDRAW AS A FREE WITHDRAWAL?

ANNUITY YEAR 1-4

The maximum Free Withdrawal amount during each of Annuity Year 1 through Annuity
Year 4 (when a CDSC would otherwise apply to a partial withdrawal or surrender of your initial Purchase Payments) is 10% of all Purchase Payments. We may apply a Market Value Adjustment to any Fixed Allocations. Withdrawals of amounts greater than the maximum Free Withdrawal amount are treated as a withdrawal of
Purchase Payments and will be assessed a CDSC during Annuity Years 1 through 4.
If, during Annuity Years 1 through 4, all Purchase Payments withdrawn are subject to a CDSC, then any subsequent withdrawals will be withdrawn from any gain in the Annuity. If you do not make a Free Withdrawal during an Annuity
Year, you are not allowed to carry over the Free Withdrawal amount to the next
Annuity Year.

ANNUITY YEAR 5+

After Annuity Year 4, you can surrender your Annuity or make a partial withdrawal without a CDSC being deducted from the amount being withdrawn.

NOTE: Amounts that you have withdrawn as a Free Withdrawal will not reduce the amount of any CDSC that we deduct if, during the first four (4) Annuity Years, you make a partial withdrawal or choose to surrender the Annuity.

EXAMPLES

1. Assume you make an initial Purchase Payment of $10,000 and make no additional
Purchase Payments. The maximum Free Withdrawal amount during each of the first four Annuity Years would be 10% of $10,000, or $1,000.

2. Assume you make an initial Purchase Payment of $10,000 and make an additional
Purchase Payment of $5,000 in Annuity Year 2. The maximum Free Withdrawal amount during Annuity Year 3 and 4 would be 10% of $15,000, or $1,500. From Annuity
Year 5 and thereafter, you can surrender your Annuity or make a partial withdrawal without a CDSC being deducted from the amount being withdrawn.

3. Assume you make an initial Purchase Payment of $10,000 and take a Free
Withdrawal of $500 in Annuity Year 2 and $1,000 in Annuity Year 3. If you
surrender your Annuity in Annuity Year 4, the CDSC will be assessed against the initial Purchase Payment amount ($10,000), not the amount of Purchase Payments reduced by the amounts that were withdrawn under the Free Withdrawal provision.

IS THERE A CHARGE FOR A PARTIAL WITHDRAWAL?

A CDSC may be assessed against a partial withdrawal during the first four (4)
Annuity Years. Whether a CDSC applies and the amount to be charged depends on whether the Partial Withdrawal exceeds any Free Withdrawal amount and, if so, the number of years that have elapsed since the Issue Date of the Annuity.

1. If you request a partial withdrawal, we determine if the amount you requested is available as a Free Withdrawal (in which case it would not be subject to a
CDSC);

2. If the amount requested exceeds the available Free Withdrawal amount, we determine if a CDSC will apply to the partial withdrawal based on the number of years that have elapsed since the Annuity was issued. The maximum Free
Withdrawal amount during each of Annuity Years 1 through 4 is 10% of all
Purchase Payments. Withdrawals of amounts greater than the maximum Free
Withdrawal amount are treated as a withdrawal of Purchase Payments and will be assessed a CDSC. If, during Annuity Years 1 through 4, all Purchase Payments are withdrawn subject to a CDSC, then any subsequent withdrawals will be withdrawn from any gain in the Annuity.

CAN I MAKE PERIODIC WITHDRAWALS FROM THE ANNUITY DURING THE ACCUMULATION PERIOD?

Yes. We call these "Systematic Withdrawals." You can receive Systematic
Withdrawals of earnings only, principal plus earnings or a flat dollar amount.
Systematic Withdrawals during the first four (4) Annuity Years may be subject to a CDSC. We will determine whether a CDSC applies and the amount in the same way as we would for a Partial Withdrawal.

Systematic Withdrawals can be made from Account Value allocated to the variable investment options or Fixed Allocations. Generally, Systematic Withdrawals from
Fixed Allocations are limited to earnings accrued after the program of
Systematic Withdrawals begins, or payments of fixed dollar amounts that do not exceed such earnings. Systematic Withdrawals are available on a monthly, quarterly, semi-annual or annual basis. The Surrender Value of your Annuity must be at least $20,000 before we will allow you to begin a program of Systematic
Withdrawals.

The minimum amount for each Systematic Withdrawal is $100. If any scheduled
Systematic Withdrawal is for less than $100 (which may occur under a program that provides payment of an amount equal to the earnings in the annuity for the

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AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

period requested), we may postpone the withdrawal and add the expected amount to the amount that is to be withdrawn on the next scheduled Systematic Withdrawal.

DO YOU OFFER A PROGRAM FOR WITHDRAWALS UNDER SECTION 72(T) OF THE INTERNAL
REVENUE CODE?

Yes. If your Annuity is used as a funding vehicle for certain retirement plans that receive special tax treatment under Sections 401, 403(b) or 408 of the
Code, Section 72(t) of the Code may provide an exception to the 10% penalty tax on distributions made prior to age 59 1/2 if you elect to receive distributions as a series of "substantially equal periodic payments". Distributions received under this provision in any Annuity Year that exceed the maximum amount available as a free withdrawal will be subject to a CDSC. We may apply a Market
Value Adjustment to any Fixed Allocations. To request a program that complies with Section 72(t), you must provide us with certain required information in writing on a form acceptable to us. We may require advance notice to allow us to calculate the amount of 72(t) withdrawals. The Surrender Value of your Annuity must be at least $20,000 before we will allow you to begin a program for withdrawals under Section 72(t). The minimum amount for any such withdrawal is
$100.

You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments before age 59 1/2 that are not subject to the 10% penalty.

WHAT ARE MINIMUM DISTRIBUTIONS AND WHEN WOULD I NEED TO MAKE THEM?

(See "Tax Considerations" for a further discussion of Minimum Distributions.)

Minimum Distributions are a type of Systematic Withdrawal we allow to meet distribution requirements under Sections 401, 403(b) or 408 of the Code. Under the Code, you may be required to begin receiving periodic amounts from your
Annuity. In such case, we will allow you to make Systematic Withdrawals in amounts that satisfy the minimum distribution rules under the Code. We do not assess a CDSC on Minimum Distributions from your Annuity if you are required by law to take such Minimum Distributions from your Annuity at the time it is taken. However, a CDSC may be assessed on that portion of a Systematic
Withdrawal that is taken to satisfy the minimum distribution requirements in relation to other savings or investment plans under other qualified retirement plans not maintained with American Skandia.

The amount of the required Minimum Distribution for your particular situation may depend on other annuities, savings or investments. We will only calculate the amount of your required Minimum Distribution based on the value of your
Annuity. We require three (3) days advance written notice to calculate and process the amount of your payments. You may elect to have Minimum Distributions paid out monthly, quarterly, semi-annually or annually. The $100 minimum amount that applies to Systematic Withdrawals applies to monthly Minimum Distributions but does not apply to Minimum Distributions taken out on a quarterly, semi-annual or annual basis.

You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments and satisfying the Minimum Distribution requirements under the Code.

CAN I SURRENDER MY ANNUITY FOR ITS VALUE?

Yes. During the accumulation period you can surrender your Annuity at any time.
Upon surrender, you will receive the Surrender Value. Upon surrender of your
Annuity, you will no longer have any rights under the Annuity.

For purposes of calculating the CDSC on surrender, the Purchase Payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior withdrawals under the Free Withdrawal provision or if your Account Value has declined in value due to negative market performance. We may apply a Market
Value Adjustment to any Fixed Allocations.

Under certain annuity payment options, you may be allowed to surrender your
Annuity for its then current value.

To request the forms necessary to surrender your Annuity, contact our Customer
Service Team at 1-800-680-8920 or visit our Internet Website at
www.americanskandia.prudential.com.

WHAT IS A MEDICALLY-RELATED SURRENDER AND HOW DO I QUALIFY?

Where permitted by law, you may request to surrender your Annuity prior to the
Annuity Date without application of any CDSC upon occurrence of a medically-related "Contingency Event". We may apply a Market Value Adjustment to any Fixed Allocations. The amount payable will be your Account Value.

This waiver of any applicable CDSC is subject to our rules, including but not limited to the following:

..    the Annuitant must have been named or any change of Annuitant must have been accepted by us, prior to the

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AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Access To Account Value continued

"Contingency Event" described below in order to qualify for a medically-related surrender.

..    the Annuitant must be alive as of the date we pay the proceeds of such surrender request;

..    if the Owner is one or more natural persons, all such Owners must also be alive at such time;

..    we must receive satisfactory proof of the Annuitant's confinement in a
     Medical Care Facility or Fatal Illness in writing on a form satisfactory to us; and

..    this benefit is not available if the total Purchase Payments received exceed $500,000 for all annuities issued by us with this benefit where the same person is named as Annuitant.

A "Contingency Event" occurs if the Annuitant is:

..    first confined in a "Medical Care Facility" while your Annuity is in force and remains confined for at least 90 days in a row; or

..    first diagnosed as having a "Fatal Illness" while your Annuity is in force.

The definitions of "Medical Care Facility" and "Fatal Illness," as well as additional terms and conditions, are provided in your Annuity. Specific details and definitions in relation to this benefit may differ in certain jurisdictions.

WHAT TYPES OF ANNUITY OPTIONS ARE AVAILABLE?

We currently make annuity options available that provide fixed annuity payments, variable payments or adjustable payments. Fixed options provide the same amount with each payment. Variable options generally provide a payment which may increase or decrease depending on the investment performance of the
Sub-accounts. However, currently, we also make a variable payment option that has a guarantee feature. Adjustable options provide a fixed payment that is periodically adjusted based on current interest rates. We do not guarantee to make any annuity payment options available in the future other than those fixed annuitization options guaranteed in your Annuity. Please refer to the
"Guaranteed Minimum Income Benefit" and the "Lifetime Five Income Benefit" under
"Living Benefits" below for a description of annuity options that are available when you elect these benefits. For additional information on annuity payment options you may request a Statement of Additional Information.

When you purchase an Annuity, or at a later date, you may choose an Annuity
Date, an annuity option and the frequency of annuity payments. You may change your choices before the Annuity Date under the terms of your contract. A maximum
Annuity Date may be required by law. The Annuity Date may depend on the annuity option you choose. Certain annuity options may not be available depending on the age of the Annuitant.

Certain of these annuity options may be available to Beneficiaries who choose to receive the Death Benefit proceeds as a series of payments instead of a lump sum payment.

OPTION 1

Payments for Life: Under this option, income is payable periodically until the death of the "key life". The "key life" (as used in this section) is the person or persons upon whose life annuity payments are based. No additional annuity payments are made after the death of the key life. Since no minimum number of payments is guaranteed, this option offers the largest amount of periodic payments of the life contingent annuity options. It is possible that only one payment will be payable if the death of the key life occurs before the date the second payment was due, and no other payments nor death benefits would be payable. This Option is currently available on a fixed or variable basis. Under this option, you cannot make a partial or full surrender of the annuity.

OPTION 2

Payments Based on Joint Lives: Under this option, income is payable periodically during the joint lifetime of two key lives, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the survivor's death. No minimum number of payments is guaranteed under this option. It is possible that only one payment will be payable if the death of all the key lives occurs before the date the second payment was due, and no other payments or death benefits would be payable. This Option is currently available on a fixed or variable basis. Under this option, you cannot make a partial or full surrender of the annuity.

OPTION 3

Payments for Life with a Certain Period: Under this option, income is payable until the death of the key life. However, if the key life dies before the end of the period selected (5, 10 or 15 years), the remaining payments are paid to the
Beneficiary until the end of such period. This Option is currently available on a fixed or variable basis. If you elect to receive payments on a variable basis under this option, you can request partial or full surrender of the annuity and receive its then current cash value (if any) subject to our rules.

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AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

OPTION 4

Fixed Payments for a Certain Period: Under this option, income is payable periodically for a specified number of years. If the payee dies before the end of the specified number of years, the remaining payments are paid to the
Beneficiary until the end of such period. Note that under this option, payments are not based on any assumptions of life expectancy. Therefore, that portion of the Insurance Charge assessed to cover the risk that key lives outlive our expectations provides no benefit to an Owner selecting this option. Under this option, you cannot make a partial or full surrender of the annuity.

OPTION 5

Variable Payments for Life with a Cash Value: Under this option, benefits are payable periodically until the death of the key life. Benefits may increase or decrease depending on the investment performance of the Sub-accounts. This option has a cash value that also varies with the investment performance of the
Sub-account. The cash value provides a "cushion" from volatile investment performance so that negative investment performance does not automatically result in a decrease in the annuity payment each month, and positive investment performance does not automatically result in an increase in the annuity payment each month. The cushion generally "stabilizes" monthly annuity payments. Any cash value remaining on the death of the key life is paid to the Beneficiary in a lump sum or as periodic payments. Under this option, you can request partial or full surrender of the Annuity and receive its then current cash value (if any) subject to our rules.

OPTION 6

Variable Payments for Life with a Cash Value and Guarantee: Under this option, benefits are payable as described in Option 5; except that, while the key life is alive, the annuity payment will not be less than a guaranteed amount, which generally is equal to the first annuity payment. We charge an additional amount for this guarantee. Under this option, any cash value remaining on the death of the key life is paid to the Beneficiary in a lump sum or as periodic payments.
Under this option, you can request partial or full surrender of the Annuity and receive its then current cash value (if any) subject to our rules.

We may make additional annuity payment options available in the future.

HOW AND WHEN DO I CHOOSE THE ANNUITY PAYMENT OPTION?

Unless prohibited by law, we require that you elect either a life annuity or an annuity with a certain period of at least 5 years if any CDSC would apply were you to surrender your Annuity on the Annuity Date. Therefore, choosing an
Annuity Date within four (4) years of the Issue Date of the Annuity may limit the available annuity payment options. Certain annuity payment options may not be available if your Annuity Date occurs during the period that a CDSC would apply.

You have a right to choose your annuity start date. If you have not provided us with your Annuity Date or annuity payment option in writing, then:

..    a default date for the Annuity Date will be the first day of the calendar month following the later of the Annuitant's 85th birthday or the fifth anniversary of our receipt of your request to purchase an Annuity; and

..    the annuity payments, where allowed by law, will be calculated on a fixed basis under Option 3, Payments for Life with 10 years certain.

If you choose to defer the Annuity Date beyond the default date, the IRS may not consider your contract to be an annuity under the tax law. If that should occur, all gain in your Annuity at that time will become immediately taxable to you.
Further, each subsequent year's increase in Account Value would be taxable in that year. By choosing to continue to defer after the default date, you will assume the risk that your Annuity will not be considered an annuity for federal income tax purposes.

HOW ARE ANNUITY PAYMENTS CALCULATED?

FIXED ANNUITY PAYMENTS (OPTIONS 1-4)

If you choose to receive fixed annuity payments, you will receive equal fixed-dollar payments throughout the period you select. The amount of the fixed payment will vary depending on the annuity payment option and payment frequency you select. Generally, the first annuity payment is determined by multiplying the Account Value, minus any state premium taxes that may apply, by the factor determined from our table of annuity rates. The table of annuity rates differs based on the type of annuity chosen and the frequency of payment selected. Our rates will not be less than our guaranteed minimum rates. These guaranteed minimum rates are derived from the a2000 Individual Annuity Mortality Table with an assumed interest rate of 3% per annum. Where required by law or regulation, such annuity table will have rates that do not differ according to the gender of the key life. Otherwise, the rates will differ according to the gender of the key life.

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AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Access To Account Value continued

VARIABLE ANNUITY PAYMENTS

Generally, we offer three different types of variable annuity payment options.
The first annuity payment will be calculated based upon the assumed investment return ("AIR"). You select the AIR before we start to make annuity payments. You will not receive annuity payments until you choose an AIR. The remaining annuity payments will fluctuate based on the performance of the Sub-accounts relative to the AIR, as well as other factors described below. The greater the AIR, the greater the first annuity payment. A higher AIR may result in smaller potential growth in the annuity payments. A lower AIR results in a lower initial annuity payment. Within payment options 1-3, if the Sub-accounts you choose perform exactly the same as the AIR, then subsequent annuity payments will be the same as the first annuity payment. If the Sub-accounts you choose perform better than the AIR, then subsequent annuity payments will be higher than the first annuity payment. If the Sub-accounts you choose perform worse than the AIR, then subsequent annuity payments will be lower than the first. Within payment options
5 and 6, the cash value for the Annuitant (while alive) and a variable period of time during which annuity payments will be made whether or not the Annuitant is still alive are adjusted based on the performance of the Sub-accounts relative to the AIR; however, subsequent annuity payments do not always increase or decrease based on the performance of the Sub-accounts relative to the AIR.

..    Variable Payments (Options 1-3) We calculate each annuity payment amount by multiplying the number of units scheduled to be redeemed under a schedule of units for each Sub-account by the Unit Value of each Sub-account on the annuity payment date. We determine the schedule of units based on your
     Account Value (minus any premium tax that applies) at the time you elect to begin receiving annuity payments. The schedule of units will vary based on the annuity payment option selected, the length of any certain period (if applicable), the Annuitant's age and gender (if annuity payments are due for the life of the Annuitant) and the Unit Value of the Sub-accounts you initially selected on the Issue Date. The calculation is performed for each
     Sub-account, and the sum of the Sub-account calculations equals the amount of your annuity payment. Other than to fund annuity payments, the number of units allocated to each Sub-account will not change unless you transfer among the Sub-accounts or make a withdrawal (if allowed). You can select one of three AIRs for these options: 3%, 5% or 7%.

..    Stabilized Variable Payments (Option 5) This option provides guaranteed payments for life, a cash value for the Annuitant (while alive) and a variable period of time during which annuity payments will be made whether or not the Annuitant is still alive. We calculate the initial annuity payment amount by multiplying the number of units scheduled to be redeemed under a schedule of units by the Unit Values determined on the annuitization date. The schedule of units is established for each
     Sub-account you choose on the annuitization date based on the applicable benchmark rate, meaning the AIR, and the annuity factors. The annuity factors reflect our assumptions regarding the costs we expect to bear in guaranteeing payments for the lives of the Annuitant and will depend on the benchmark rate, the annuitant's attained age and gender (where permitted).
     Unlike variable payments (described above) where each payment can vary based on Sub-account performance, this payment option cushions the immediate impact of Sub-account performance by adjusting the length of the time during which annuity payments will be made whether or not the
     Annuitant is alive while generally maintaining a level annuity payment amount. Sub-account performance that exceeds a benchmark rate will generally extend this time period, while Sub-account performance that is less than a benchmark rate will generally shorten the period. If the period reaches zero and the Annuitant is still alive, Annuity Payments continue, however, the annuity payment amount will vary depending on Sub-account performance, similar to conventional variable payments. The AIR for this option is 4%.

..    Stabilized Variable Payments with a Guaranteed Minimum (Option 6) This option provides guaranteed payments for life in the same manner as
     Stabilized Variable Payments (described above). In addition to the stabilization feature, this option also guarantees that variable annuity payments will not be less than the initial annuity payment amount regardless of Sub-account performance. The AIR for this option is 3%.

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AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

The variable annuity payment options are described in greater detail in a separate prospectus which will be provided to you at the time you elect one of the variable annuity payment options.

ADJUSTABLE ANNUITY PAYMENTS

We may make an adjustable annuity payment option available. Adjustable annuity payments are calculated similarly to fixed annuity payments except that on every fifth (5th) anniversary of receiving annuity payments, the annuity payment amount is adjusted upward or downward depending on the rate we are currently crediting to annuity payments. The adjustment in the annuity payment amount does not affect the duration of remaining annuity payments, only the amount of each payment.

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AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

LIVING BENEFIT PROGRAMS

DO YOU OFFER PROGRAMS DESIGNED TO PROVIDE INVESTMENT PROTECTION FOR OWNERS WHILE
THEY ARE ALIVE?

American Skandia offers different optional benefits, for an additional charge, that can provide investment protection for Owners while they are alive.
Notwithstanding the additional protection provided under the optional Living
Benefit Programs, the additional cost has the impact of reducing net performance of the investment options. Each optional benefit offers a distinct type of guarantee, regardless of the performance of variable investment options, that may be appropriate for you depending on the manner in which you intend to make use of your annuity while you are alive. Depending on which optional benefit you choose, you can have substantial flexibility to invest in variable investment options while:

..    protecting a principal amount from decreases in value as of specified future dates due to investment performance;

..    taking withdrawals with a guarantee that you will be able to withdraw not less than a principal amount over time; or

..    guaranteeing a minimum amount of growth will be applied to your principal, if it is to be used as the basis for lifetime income payments beginning after a waiting period.

Below is a brief summary of the "living benefits" that American Skandia offers.
Please refer to the benefit description for a complete description of the terms, conditions and limitations of each optional benefit. You should consult with your investment professional to determine if any of these optional benefits may be appropriate for you based on your financial needs. There are many factors to consider, but we note that among them you may want to evaluate the tax implications of these different approaches to meeting your needs, both between these benefits and in comparison to other potential solutions to your needs
(e.g. comparing the tax implications of the withdrawal benefit and annuity payments).

I. The Guaranteed Return Option Plus(SM) (GRO Plus(SM)) guarantees that, after a seven-year period following commencement of the program ("maturity date") and on each anniversary of the maturity date thereafter, your Account Value will not be less than the Account Value on the effective date of the program. The program also offers you the option to elect a second, enhanced guarantee amount at a higher Account Value subject to a separate maturity period (and its anniversaries). The GRO Plus(SM) program may be appropriate if you wish to protect a principal amount (called the "Protected Principal Value") against market downturns as of a specific date in the future, but also wish to exercise control by allocating and transferring your available Account Value among the variable investment options to participate in market experience. Under the GRO
Plus(SM) program, you give us the right to allocate amounts to Fixed Allocations as needed to support the guarantees provided. The available Account Value that may be allocated among your variable investment options are those amounts not allocated to the Fixed Allocations to support the guarantees provided.

II. The Guaranteed Minimum Withdrawal Benefit (GMWB) guarantees your ability to make cumulative withdrawals over time equal to an initial principal value
(called the "Protected Value"), regardless of decreases in your Account Value due to market losses. The GMWB program may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that market performance will not affect your ability to receive guaranteed minimum withdrawals. Taking income as withdrawals, rather than annuity payments, may be less tax efficient for non-qualified uses of the Annuity, but provides greater control over the timing and amount of withdrawals during the accumulation period, as well as continuing the Annuity's other benefits, such as the death benefit.

III. The Guaranteed Minimum Income Benefit (GMIB) guarantees your ability, after a minimum seven-year waiting period, to begin receiving income from the Annuity in the form of annuity payments based on your total purchase payments under the
Annuity and an annual increase of 5% on such Purchase Payments, adjusted for withdrawals, regardless of the impact of market performance on your Account
Value. The GMIB program may be appropriate if you anticipate using your Annuity as a future source of periodic fixed income payments for the remainder of your life and wish to ensure that the basis upon which your income payments will be calculated will achieve at least a minimum amount despite fluctuations in market performance.

IV. The Lifetime Five Income Benefit guarantees your ability to withdraw amounts equal to a percentage of a "Protected Withdrawal Value" regardless of decreases in your Account Value due to market losses. The Lifetime Five Benefit may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that the market performance will not affect your ability to receive guaranteed minimum withdrawals. Taking income as withdrawals, rather than annuity payments, may be less tax efficient for

                                       52

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

non-qualified uses of the Annuity, but provides greater con- trol over the timing and amount of withdrawals during the accumulation period, as well as continuing the Annuity's other benefits, such as the death benefit.

GUARANTEED RETURN OPTION PLUS(SM) (GRO PLUS(SM))

The Guaranteed Return Option Plus described below is only being offered in those jurisdictions where we have received regulatory approval, and will be offered subsequently in other jurisdictions when we receive regulatory approval in those jurisdictions. Certain terms and conditions may differ between jurisdictions once approved. The program can be elected by new purchasers on the Issue Date of their Annuity, and can be elected by existing Annuity Owners on either the anniversary of the Issue Date of their Annuity or on a date other than that anniversary, as described below under "Election of the Program". The Guaranteed
Return Option Plus is not available if you elect the Guaranteed Return Option program (and it is currently active), the Guaranteed Minimum Withdrawal Benefit rider, the Guaranteed Minimum Income Benefit rider, the Lifetime Five Income
Benefit rider, the Highest Daily Value Death Benefit or the Dollar Cost
Averaging program if it involves transfers out of the Fixed Allocations.

We offer a program that, after a seven-year period following commencement of the program (we refer to the end of that period and any applicable subsequent period as the "maturity date") and on each anniversary of the maturity date thereafter while the program remains in effect, guarantees your Account Value will not be less than your Account Value on the effective date of your program (called the
"Protected Principal Value"). The program also offers you the opportunity to elect a second, enhanced guaranteed amount at a later date if your Account Value has increased, while preserving the guaranteed amount established on the effective date of your program. The enhanced guaranteed amount (called the
"Enhanced Protected Principal Value") guarantees that, after a separate period following election of the enhanced guarantee and on each anniversary thereafter while this enhanced guarantee amount remains in effect, your Account Value will not be less than your Account Value on the effective date of your election of the enhanced guarantee.

The program monitors your Account Value daily and, if necessary, systematically transfers amounts between variable investment options you choose and Fixed
Allocations used to support the Protected Principal Value(s). The program may be appropriate if you wish to protect a principal amount against market downturns as of a specific date in the future, but also wish to invest in the variable investment options to participate in market performance. There is an additional charge if you elect the Guaranteed Return Option Plus program.

The guarantees provided by the program exist only on the applicable maturity date(s) and on each anniversary of the maturity date(s) thereafter. However, due to the ongoing monitoring of your Account Value and the transfer of Account
Value between the variable investment options and the Fixed Allocations to support our future guarantees, the program may provide some protection from significant market losses if you choose to surrender the Annuity or begin receiving annuity payments prior to a maturity date. For this same reason, the program may limit your ability to benefit from market increases while it is in effect.

KEY FEATURE -- PROTECTED PRINCIPAL VALUE/ENHANCED PROTECTED PRINCIPAL VALUE

The Guaranteed Return Option Plus offers a base guarantee as well as the option of electing an enhanced guarantee at a later date.

..    Base Guarantee: Under the base guarantee, American Skandia guarantees that on the maturity date and on each anniversary of the maturity date thereafter that the program remains in effect, your Account Value will be no less than the Protected Principal Value. On the maturity date and on each anniversary after the maturity date that the program remains in effect, if your Account Value is below the Protected Principal Value,
     American Skandia will apply additional amounts to your Annuity from its general account to increase your Account Value to be equal to the Protected
     Principal Value.

..    Enhanced Guarantee: On any anniversary following commencement of the program, you can establish an enhanced guaranteed amount based on your current Account Value. Under the enhanced guarantee, American Skandia guarantees that at the end of a specified period following the election of the enhanced guarantee (also referred to as its "maturity date"), and on each anniversary of the maturity date thereafter that the enhanced guaranteed amount remains in effect, your Account Value will be no less than the Enhanced Protected

                                       53

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Living Benefit Programs continued

     Principal Value. You can elect an enhanced guarantee more than once;
     however, a subsequent election supersedes the prior election of an enhanced guarantee. Election of an enhanced guarantee does not impact the base guarantee. In addition, you may elect an "auto step-up" feature that will automatically create an enhanced guarantee (or increase your enhanced guarantee, if previously elected) on each anniversary of the program (and create a new maturity period for the new enhanced guarantee) if the Account
     Value as of that anniversary exceeds the protected principal value or enhanced protected principal value by 7% or more. You may also elect to terminate an enhanced guarantee. If you elect to terminate the enhanced guarantee, the base guarantee will remain in effect. If you have elected the enhanced guarantee, on the guarantee's maturity date and on each anniversary of the maturity date thereafter that the enhanced guarantee amount remains in effect, if your Account Value is below the Enhanced
     Protected Principal Value, American Skandia will apply additional amounts to your Annuity from its general account to increase your Account Value to be equal to the Enhanced Protected Principal Value.

Any amounts added to your Annuity to support our guarantees under the program will be applied to any Fixed Allocations first and then to the sub-accounts pro rata, based on your most recent allocation instructions in accordance with the allocation mechanism we use under the program. We will notify you of any amounts added to your Annuity under the program. If our assumptions are correct and the operations relating to the administration of the program work properly, we do not expect that we will need to add additional amounts to the Annuity. The
Protected Principal Value is referred to as the "Base Guarantee" and the
Enhanced Protected Principal Value is referred to as the "Step-up Guarantee" in the rider we issue for this benefit.

Withdrawals under your Annuity

Withdrawals from your Annuity, while the program is in effect, will reduce the base guarantee under the program as well as any enhanced guarantee. Cumulative annual withdrawals up to 5% of the Protected Principal Value as of the effective date of the program (adjusted for any subsequent Purchase Payments) will reduce the applicable guaranteed amount by the actual amount of the withdrawal
(referred to as the "dollar-for-dollar limit"). If the amount withdrawn is greater than the dollar-for-dollar limit, the portion of the withdrawal equal to the dollar-for-dollar limit will be treated as described above, and the portion of the withdrawal in excess of the dollar-for-dollar limit will reduce the base guarantee and the enhanced guarantee proportionally, according to the formula as described in the rider for this benefit (see the examples of this calculation below). Withdrawals other than Systematic Withdrawals will be taken pro-rata from the variable investment options and any Fixed Allocations. Systematic
Withdrawals will be taken pro-rata from the variable investment options and any
Fixed Allocations up to growth attributable to the Fixed Allocations and thereafter pro-rata solely from the variable investment options. Withdrawals will be subject to all other provisions of the Annuity, including any Contingent
Deferred Sales Charge and Market Value Adjustment that would apply.

Charges for other optional benefits under the Annuity that are deducted as an annual charge in arrears will not reduce the applicable guaranteed amount under the Guaranteed Return Option Plus program, however, any partial withdrawals in payment of charges for any third party investment advisory service will be treated as withdrawals and will reduce the applicable guaranteed amount.

The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GRO Plus(SM) program are
October 13, 2004; 2.) an initial Purchase Payment of $250,000; 3.) a base guarantee amount of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5%
of $250,000):

Example 1. Dollar-for-dollar reduction

A $10,000 withdrawal is taken on November 29, 2004 (in the first Annuity Year).
No prior withdrawals have been taken. As the amount withdrawn is less than the
Dollar-for-dollar Limit:

..    The base guarantee amount is reduced by the amount withdrawn (i.e., by
     $10,000, from $250,000 to $240,000).

..    The remaining dollar-for-dollar limit ("Remaining Limit") for the balance of the first Annuity Year is also reduced by the amount withdrawn (from
     $12,500 to $2,500).

                                       54

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Example 2. Dollar-for-dollar and proportional reductions

A second $10,000 withdrawal is taken on December 18, 2004 (still within the first Annuity Year). The Account Value immediately before the withdrawal is
$180,000. As the amount withdrawn exceeds the Remaining Limit of $2,500 from
Example 1:

..    The base guarantee amount is first reduced by the Remaining Limit (from
     $240,000 to $237,500);

..    The result is then further reduced by the ratio of A to B, where:

..    A is the amount withdrawn less the Remaining Limit ($10,000 - $2,500, or
     $7,500).

..    B is the Account Value less the Remaining Limit ($180,000 - $2,500, or
     $177,500).

The resulting base guarantee amount is: $237,500 x (1 - $7,500 / $177,500), or
$227,464.79.

..    The Remaining Limit is set to zero (0) for the balance of the first Annuity
     Year.

EXAMPLE 3. RESET OF THE DOLLAR-FOR-DOLLAR LIMIT

A $10,000 withdrawal is made on December 19, 2005 (second Annuity Year). The
Remaining Limit has been reset to the dollar-for-dollar limit of $12,500. As the amount withdrawn is less than the dollar-for-dollar limit:

..    The base guarantee amount is reduced by the amount withdrawn (i.e., reduced by $10,000, from $227,464.79 to $217,464.79).

..    The Remaining Limit for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

KEY FEATURE -- ALLOCATION OF ACCOUNT VALUE

Account Value is transferred to and maintained in Fixed Allocations to the extent we, in our sole discretion, deem it is necessary to support our guarantee(s) under the program. We monitor fluctuations in your Account Value each Valuation Day, as well as the prevailing interest rates on Fixed
Allocations, the remaining duration(s) until the applicable maturity date(s) and the amount of Account Value allocated to Fixed Allocation(s) relative to a
"reallocation trigger", which determines whether Account Value must be transferred to or from Fixed Allocation(s). While you are not notified when your
Account Value reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from Fixed Allocation(s).

..    If your Account Value is greater than or equal to the reallocation trigger, your Account Value in the variable investment options will remain allocated according to your most recent instructions. If a portion of Account Value was previously allocated to a Fixed Allocation to support the applicable guaranteed amount, all or a portion of those amounts may be transferred from the Fixed Allocation and re-allocated to the variable investment options pro-rata according to your most recent allocation instructions
     (including the model allocations under any asset allocation program you may have elected). A Market Value Adjustment will apply when we reallocate
     Account Value from a Fixed Allocation to the variable investment options, which may result in a decrease or increase in your Account Value.

..    If your Account Value is less than the reallocation trigger, a portion of your Account Value in the variable investment options will be transferred from your variable investment options pro rata according to your allocations to a new Fixed Allocation(s) to support the applicable guaranteed amount. The new Fixed Allocation(s) will have a Guarantee Period equal to the time remaining until the applicable maturity date(s). The
     Account Value allocated to the new Fixed Allocation(s) will be credited with the fixed interest rate(s) then being credited to a new Fixed
     Allocation(s) maturing on the applicable maturity date(s) (rounded to the next highest yearly duration). The Account Value will remain invested in each applicable Fixed Allocation until the applicable maturity date unless, at an earlier date, your Account Value is greater than or equal to the reallocation trigger and, therefore, amounts can be transferred to the variable investment options while maintaining the guaranteed protection under the program (as described above).

                                       55

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Living Benefit Programs continued

If a significant amount of your Account Value is systematically transferred to
Fixed Allocations to support the Protected Principal Value and/or the Enhanced
Protected Principal Value during periods of market declines, low interest rates, and/or as the program nears its maturity date, less of your Account Value may be available to participate in the investment experience of the variable investment options if there is a subsequent market recovery. During periods closer to the maturity date of the base guarantee or any enhanced guarantee, or any anniversary of such maturity date(s), a significant portion of your Account
Value may be allocated to Fixed Allocations to support any applicable guaranteed amount(s). If your Account Value is less than the reallocation trigger and new
Fixed Allocations must be established during periods where the interest rate(s)
being credited to such Fixed Allocations is low, a larger portion of your
Account Value may need to be transferred to Fixed Allocations to support the applicable guaranteed amount(s), causing less of your Account Value to be available to participate in the investment experience of the variable investment options.

Separate Fixed Allocations may be established in support of the Protected
Principal Value and the Enhanced Protected Principal Value (if elected). There may also be circumstances when a Fixed Allocation will be established only in support of the Protected Principal Value or the Enhanced Protected Principal
Value. If you elect an enhanced guarantee, it is more likely that a portion of your Account Value may be allocated to Fixed Allocations and will remain allocated for a longer period of time to support the Enhanced Protected
Principal Value, even during a period of positive market performance and/or under circumstances where Fixed Allocations would not be necessary to support the Protected Principal Value. Further, there may be circumstances where Fixed
Allocations in support of the Protected Principal Value or Enhanced Protected
Principal Value are transferred to the variable investment options differently than each other because of the different guarantees they support.

American Skandia uses an allocation mechanism based on assumptions of expected and maximum market volatility, interest rates and time left to the maturity of the program to determine the reallocation trigger. The allocation mechanism is used to determine the allocation of Account Value between Fixed Allocations and the Sub-accounts you choose. American Skandia reserves the right to change the allocation mechanism and the reallocation trigger at its discretion, subject to regulatory approval where required. Changes to the allocation mechanism and/or the reallocation trigger may be applied to existing programs where allowed by law.

ELECTION OF THE PROGRAM

The Guaranteed Return Option Plus program can be elected at the time that you purchase your Annuity, or on any Valuation Day thereafter (prior to annuitization). If you elect the program after the Issue Date of your Annuity, the program will be effective as of the Valuation Day that we receive the required documentation in good order at our home office, and the guaranteed amount will be based on your Account Value as of that date. If you previously elected the Guaranteed Return Option program and wish to elect the Guaranteed
Return Option Plus program, your prior Guaranteed Return Option program will be terminated. Termination of the Guaranteed Return Option for the purpose of electing the Guaranteed Return Option Plus, will be treated as any other termination of the Guaranteed Return Option (see below), including the termination of any guaranteed amount, and application of any applicable Market
Value Adjustment when amounts are transferred to the variable investment options as a result of the termination. The Guaranteed Return Option Plus program will then be added to your Annuity based on the current Account Value.

TERMINATION OF THE PROGRAM

You can elect to terminate the enhanced guarantee but maintain the protection provided by the base guarantee. You also can terminate the Guaranteed Return
Option Plus program entirely. If you terminate the program entirely, you can subsequently elect to participate in the program again (based on the Account
Value on that date) by furnishing the documentation we require. In a rising market, you could, for example, terminate the program on a given Valuation Day and two weeks later reinstate the program with a higher base guarantee (and a new maturity date). However, your ability to reinstate the program is limited by the following: (A) in any Annuity Year, we do not permit more than two program elections (including any election made effective on the Annuity issue date and any election made by a surviving spouse) and (B) a program reinstatement cannot be effected on the same business day on which a program termination was effected. Upon termination, any Account Value in the Fixed Allocations will be transferred to the variable investment options pro-rata based on the Account

                                       56

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Values in such variable investment options, or in accordance with any effective asset allocation program. A Market Value Adjustment will apply.

The program will terminate automatically upon: (a) the death of the Owner or the
Annuitant (in an entity owned contract); (b) as of the date Account Value is applied to begin annuity payments; or (c) upon full surrender of the Annuity. If you elect to terminate the program, the Guaranteed Return Option Plus will no longer provide any guarantees. The surviving spouse may elect the benefit at any time, subject to the limitations described above, after the death of the Annuity
Owner. The surviving spouse's election will be effective on the Valuation Day that we receive the required documentation in good order at our home office, and the Account Value on that Valuation Day will be the Protected Principal Value.

The charge for the Guaranteed Return Option Plus program will no longer be deducted from your Account Value upon termination of the program.

Special Considerations under the Guaranteed Return Option Plus This program is subject to certain rules and restrictions, including, but not limited to the following:

..    Upon inception of the program, 100% of your Account Value must be allocated to the variable investment options. No Fixed Allocations may be in effect as of the date that you elect to participate in the program. However, the reallocation trigger may transfer Account Value to Fixed Allocations as of the effective date of the program under some circumstances.

..    You cannot allocate any portion of Purchase Payments or transfer Account
     Value to or from a Fixed Allocation while participating in the program;
     however, all or a portion of any Purchase Payments may be allocated by us to Fixed Allocations to support the amount guaranteed. You cannot participate in any dollar cost averaging program that transfers Account
     Value from a Fixed Allocation to a variable investment option.

..    Transfers from Fixed Allocations made as a result of the allocation mechanism under the program will be subject to the Market Value Adjustment formula under the Annuity; however, the 0.10% liquidity factor in the formula will not apply. A Market Value Adjustment may be either positive or negative. Transfer amounts will be taken from the most recently established
     Fixed Allocation.

..    Transfers from the Sub-accounts to Fixed Allocations or from Fixed
     Allocations to the Sub-accounts under the program will not count toward the maximum number of free transfers allowable under the Annuity.

..    Any amounts applied to your Account Value by American Skandia on the maturity date or any anniversary of the maturity date will not be treated as "investment in the contract" for income tax purposes.

..    Low interest rates may require allocation to Fixed Allocations even when the current Account Value exceeds the guarantee.

..    As the time remaining until the applicable maturity date gradually decreases the program will become increasingly sensitive to moves to Fixed
     Allocations.

..    We currently limit the variable investment options in which you may allocate Account Value if you participate in this program. We reserve the right to transfer any Account Value in a prohibited investment option to an eligible investment option. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year. We may also require that you allocate your Account
     Value according to an asset allocation model.

CHARGES UNDER THE PROGRAM

We deduct a charge equal to 0.25% of the average daily net assets of the sub-accounts for participation in the Guaranteed Return Option Plus program. The annual charge is deducted daily. Account Value allocated to Fixed Allocations under the program is not subject to the charge. The charge is deducted to compensate American Skandia for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed; and (b) administration of the program.

                                       57

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Living Benefit Programs continued

GUARANTEED RETURN OPTION (GRO)

The Guaranteed Return Option described below is offered only in those jurisdictions where we have not yet received regulatory approval for the
Guaranteed Return Option Plus as of the date the election of the option is made.
Certain terms and conditions may differ between jurisdictions. The program can be elected by new purchasers on the Issue Date of their Annuity, and can be elected by existing Annuity Owners on either the anniversary of the Issue Date of their Annuity or on a date other than that anniversary, as described below under "Election of the Program". The Guaranteed Return Option is not available if you elect the GRO Plus Rider, the Guaranteed Minimum Withdrawal Benefit
rider, the Guaranteed Minimum Income Benefit rider, the Lifetime Five Income
Benefit rider, the Highest Daily Value Death Benefit or the Dollar Cost
Averaging program if it involves transfers out of the Fixed Allocations.

We offer a program that, after a seven-year period following commencement of the program (we refer to the end of that period as the "maturity date") guarantees your Account Value will not be less than your Account Value on the effective date of your program (called the "Protected Principal Value").

The program monitors your Account Value daily and, if necessary, systematically transfers amounts between variable investment options you choose and the Fixed
Allocation used to support the Protected Principal Value. The program may be appropriate if you wish to protect a principal amount against market downturns as of a specific date in the future, but also wish to invest in the variable investment options to participate in market performance. There is an additional charge if you elect the Guaranteed Return Option program.

The guarantees provided by the program exist only on the applicable maturity date. However, due to the ongoing monitoring of your Account Value and the transfer of Account Value between the variable investment options and the Fixed
Allocation to support our future guarantee, the program may provide some protection from significant market losses if you choose to surrender the Annuity or begin receiving annuity payments prior to a maturity date. For this same reason, the program may limit your ability to benefit from market increases while it is in effect.

KEY FEATURE -- PROTECTED PRINCIPAL VALUE

..    Under the GRO option, American Skandia guarantees that on the maturity date, your Account Value will be no less than the Protected Principal
     Value. On the maturity date if your Account Value is below the Protected
     Principal Value, American Skandia will apply additional amounts to your
     Annuity from its general account to increase your Account Value to be equal to the Protected Principal Value.

Any amounts added to your Annuity to support our guarantees under the program will be applied to the Fixed Allocation first and then to the Sub-accounts pro rata, based on your most recent allocation instructions in accordance with the allocation mechanism we use under the program. We will notify you of any amounts added to your Annuity under the program. If our assumptions are correct and the operations relating to the administration of the program work properly, we do not expect that we will need to add additional amounts to the Annuity. The
Protected Principal Value is generally referred to as the "Guaranteed Amount" in the rider we issue for this benefit.

KEY FEATURE -- ALLOCATION OF ACCOUNT VALUE

Account Value is transferred to and maintained in a Fixed Allocation to the extent we, in our sole discretion, deem it is necessary to support our guarantee under the program. We monitor fluctuations in your Account Value each Valuation
Day, as well as the prevailing interest rates on the Fixed Allocation, the remaining duration until the applicable maturity date and the amount of Account
Value allocated to the Fixed Allocation relative to a "reallocation trigger", which determines whether Account Value must be transferred to or from the Fixed
Allocation. While you are not notified when your Account Value reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the Fixed
Allocation.

..    If your Account Value is greater than or equal to the reallocation trigger, your Account Value in the variable investment options will remain allocated according to your most recent instructions. If a portion of Account Value was previously allocated to the Fixed Allocation to support the guaranteed amount, all or a portion of those amounts may be transferred from the Fixed
     Allocation and re-allocated to the variable investment options pro-rata according to your most recent allocation instructions (including the model allocations under any asset allocation program you may have elected). A
     Market Value Adjustment will apply when we reallocate Account Value from the Fixed Allocation to

                                       58

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

     the variable investment options, which may result in a decrease or increase in your Account Value.

..    If your Account Value is less than the reallocation trigger, a portion of your Account Value in the variable investment options will be transferred from your variable investment options pro rata according to your allocations to a new Fixed Allocation to support the guaranteed amount. The new Fixed Allocation will have a Guarantee Period equal to the time remaining until the applicable maturity date. The Account Value allocated to the new Fixed Allocation will be credited with the fixed interest rate then being credited to a new Fixed Allocation maturing on the applicable maturity date (rounded to the next highest yearly duration). The Account
     Value will remain invested in the Fixed Allocation until the maturity date unless, at an earlier date, your Account Value is greater than or equal to the reallocation trigger and, therefore, amounts can be transferred to the variable investment options while maintaining the guaranteed protection under the program (as described above).

If a significant amount of your Account Value is systematically transferred to the Fixed Allocation to support the Protected Principal Value during periods of market declines, low interest rates, and/or as the program nears its maturity date, less of your Account Value may be available to participate in the investment experience of the variable investment options if there is a subsequent market recovery. During periods closer to the maturity date of the guarantee a significant portion of your Account Value may be allocated to the
Fixed Allocation to support any applicable guaranteed amount. If your Account
Value is less than the reallocation trigger and a new Fixed Allocation must be established during periods where the interest rate being credited to such Fixed
Allocations is low, a larger portion of your Account Value may need to be transferred to the Fixed Allocation to support the guaranteed amount, causing less of your Account Value to be available to participate in the investment experience of the variable investment options.

American Skandia uses an allocation mechanism based on assumptions of expected and maximum market volatility, interest rates and time left to the maturity of the program to determine the reallocation trigger. The allocation mechanism is used to determine the allocation of Account Value between Fixed Allocation and the Sub-accounts you choose. American Skandia reserves the right to change the allocation mechanism and the reallocation trigger at its discretion, subject to regulatory approval where required. Changes to the allocation mechanism and/or the reallocation trigger may be applied to existing programs where allowed by law.

ELECTION OF THE PROGRAM

The Guaranteed Return Option can be elected at the time that you purchase your
Annuity, or on any Valuation Day thereafter (prior to annuitization). If you elect the program after the Issue Date of your Annuity, the program will be effective as of the Valuation Day that we receive the required documentation in good order at our home office, and the guaranteed amount will be based on your
Account Value as of that date.

TERMINATION OF THE PROGRAM

The Annuity Owner also can terminate the Guaranteed Return Option program. Upon termination, any Account Value in the Fixed Allocations will be transferred to the variable investment options pro rata based on the Account Values in such variable investment options, or in accordance with any effective asset allocation program. A Market Value Adjustment will apply.

The program will terminate automatically upon: (a) the death of the Owner or the
Annuitant (in an entity owned contract); (b) as of the date Account Value is applied to begin annuity payments; or (c) upon full surrender of the Annuity. If you elect to terminate the program, the Guaranteed Return Option will no longer provide any guarantees. If the surviving spouse assumes the Annuity, he/she may re-elect the benefit on any anniversary of the Issue Date of the Annuity or, if the deceased Owner had not previously elected the benefit, may elect the benefit at any time. The surviving spouse's election will be effective on the Valuation
Day that we receive the required documentation in good order at our home office, and the Account Value on that Valuation Day will be the Protected Principal
Value.

The charge for the Guaranteed Return Option program will no longer be deducted from your Account Value upon termination of the program.

                                       59

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Living Benefit Programs continued

SPECIAL CONSIDERATIONS UNDER THE GUARANTEED RETURN OPTION

This program is subject to certain rules and restrictions, including, but not limited to the following:

..    Upon inception of the program, 100% of your Account Value must be allocated to the variable investment options. The Fixed Allocations may not be in effect as of the date that you elect to participate in the program.
     However, the reallocation trigger may transfer Account Value to the Fixed
     Allocation as of the effective date of the program under some circumstances.

..    Annuity Owners cannot allocate any portion of Purchase Payments or transfer
     Account Value to or from the Fixed Allocation while participating in the program; however, all or a portion of any Purchase Payments may be allocated by us to the Fixed Allocation to support the amount guaranteed.
     You cannot participate in any dollar cost averaging program that transfers
     Account Value from the Fixed Allocation to a variable investment option.

..    Transfers from the Fixed Allocation made as a result of the allocation mechanism under the program will be subject to the Market Value Adjustment formula under the Annuity; however, the 0.10% liquidity factor in the formula will not apply. A Market Value Adjustment may be either positive or negative. Transfer amounts will be taken from the most recently established
     Fixed Allocation.

..    Transfers from the Sub-accounts to the Fixed Allocation or from the Fixed
     Allocation to the Sub-accounts under the program will not count toward the maximum number of free transfers allowable under the Annuity.

..    Any amounts applied to your Account Value by American Skandia on the maturity date or any anniversary of the maturity date will not be treated as "investment in the contract" for income tax purposes.

..    Low interest rates may require allocation to the Fixed Allocation even when the current Account Value exceeds the guarantee.

..    As the time remaining until the applicable maturity date gradually decreases the program will become increasingly sensitive to moves to the
     Fixed Allocation.

..    We currently limit the variable investment options in which you may allocate Account Value if you participate in this program. We reserve the right to transfer any Account Value in a prohibited investment option to an eligible investment option. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year. We may also require that you allocate your Account
     Value according to an asset allocation model.

CHARGES UNDER THE PROGRAM

We deduct a charge equal to 0.25% of the average daily net assets of the
Sub-accounts for participation in the Guaranteed Return Option program. The annual charge is deducted daily. In those states where the daily deduction of the charge has not yet been approved, the annual charge is deducted annually, in arrears. Account Value allocated to the Fixed Allocation under the program is not subject to the charge. The charge is deducted to compensate American Skandia for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed; and (b) administration of the program.

GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB)

The Guaranteed Minimum Withdrawal Benefit program described below is only being offered in those jurisdictions where we have received regulatory approval and will be offered subsequently in other jurisdictions when we receive regulatory approval in those jurisdictions. Certain terms and conditions may differ between jurisdictions once approved. Currently, the program can only be elected by new purchasers on the Issue Date of their Annuity. We may offer the program to existing Annuity Owners in the future, subject to our eligibility rules and restrictions. The Guaranteed Minimum Withdrawal Benefit program is not available if you elect the Guaranteed Return Option, Guaranteed Return Option Plus, the
Guaranteed Minimum Income Benefit rider or the Lifetime Five Income Benefit rider.

We offer a program that guarantees your ability to withdraw amounts equal to an initial principal value (called the "Protected Value"), regardless of the impact of market performance on your Account Value, subject to our program rules regarding the timing and amount of withdrawals. The program may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that market performance will not affect your ability to protect your principal.
You are not required to make withdrawals as part of the program -- the

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AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

guarantee is not lost if you withdraw less than the maximum allowable amount of principal each year under the rules of the program. There is an additional charge if you elect the GMWB program; however, the charge may be waived under certain circumstances described below.

KEY FEATURE -- PROTECTED VALUE

The Protected Value is the total amount that we guarantee will be available to you through withdrawals from your Annuity and/or benefit payments, regardless of the impact of market performance on your Account Value. The Protected Value is reduced with each withdrawal you make until the Protected Value is reduced to zero. When the Protected Value is reduced to zero due to your withdrawals, the
GMWB program terminates. Additionally, the Protected Value is used to determine the maximum annual amount that you can withdraw from your Annuity, called the
Protected Annual Withdrawal Amount, without triggering an adjustment in the
Protected Value on a proportional basis. The Protected Value is referred to as the "Benefit Base" in the rider we issue for this benefit.

The Protected Value is determined as of the date you make your first withdrawal under the Annuity following your election of the GMWB program. The initial
Protected Value is equal to the greater of (A) the Account Value on the date you elect the GMWB program, plus any additional Purchase Payments before the date of your first withdrawal; or (B) the Account Value as of the date of the first withdrawal from your Annuity. The Protected Value may be enhanced by increases in your Account Value due to market performance during the period between your election of the GMWB program and the date of your first withdrawal.

..    If you elect the GMWB program at the time you purchase your Annuity, the
     Account Value will be your initial Purchase Payment.

..    If we offer the GMWB program to existing Annuity Owners, the Account Value on the anniversary of the Issue Date of your Annuity following your election of the GMWB program will be used to determine the initial
     Protected Value.

..    If you make additional Purchase Payments after your first withdrawal, the
     Protected Value will be increased by the amount of the additional Purchase
     Payment.

You may elect to step-up your Protected Value if, due to positive market performance, your Account Value is greater than the Protected Value. You are eligible to step-up the Protected Value on or after the 5th Annuity anniversary following the first withdrawal under the GMWB program. The Protected Value can be stepped up again on or after the 5th Annuity anniversary following the preceding step-up. If you elect to step-up the Protected Value, you must do so during the 30-day period prior to your eligibility date. If you elect to step-up the Protected Value under the program, and on the date you elect to step-up, the charges under the GMWB program have changed for new purchasers, your program may be subject to the new charge going forward.

Upon election of the step-up, we reset the Protected Value to be equal to the then current Account Value. For example, assume your initial Protected Value was
$100,000 and you have made cumulative withdrawals of $40,000, reducing the
Protected Value to $60,000. On the date you are eligible to step-up the
Protected Value, your Account Value is equal to $75,000. You could elect to step-up the Protected Value to $75,000 on the date you are eligible. Upon election of the step-up, we also reset the Protected Annual Withdrawal Amount
(discussed immediately below) to be equal to the greater of (A) the Protected
Annual Withdrawal Amount immediately prior to the reset; and (B) 7% of the
Protected Value immediately after the reset.

KEY FEATURE -- PROTECTED ANNUAL

WITHDRAWAL AMOUNT

The initial Protected Annual Withdrawal Amount is equal to 7% of the Protected
Value. Under the GMWB program, if your cumulative withdrawals each Annuity Year are less than or equal to the Protected Annual Withdrawal Amount, your Protected
Value will be reduced on a "dollar-for-dollar" basis (the Protected Value is reduced by the actual amount of the withdrawal, including any CDSC or MVA that may apply). Cumulative withdrawals in any Annuity Year that exceed the Protected
Annual Withdrawal Amount trigger a proportional adjustment to both the Protected
Value and the Protected Annual Withdrawal Amount, as described in the rider for this benefit (see the examples of this calculation below). The Protected Annual
Withdrawal Amount is referred to as the "Maximum Annual Benefit" in the rider we issue for this benefit.

The GMWB program does not affect your ability to make withdrawals under your
Annuity or limit your ability to request withdrawals that exceed the Protected

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Living Benefit Programs continued

Annual Withdrawal Amount. You are not required to withdraw all or any portion of the Protected Annual Withdrawal Amount each Annuity Year.

..    If, cumulatively, you withdraw an amount less than the Protected Annual
     Withdrawal Amount in any Annuity Year, you cannot carry-over the unused portion of the Protected Annual Withdrawal Amount to subsequent Annuity
     Years. However, because the Protected Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused
     Protected Annual Withdrawal Amount may extend the period of time until the remaining Protected Value is reduced to zero.

..    Additional Purchase Payments will increase the Protected Annual Withdrawal
     Amount by 7% of the applicable Purchase Payment.

..    If the Protected Annual Withdrawal Amount after an adjustment exceeds the
     Protected Value, the Protected Annual Withdrawal Amount will be set equal to the Protected Value.

The following examples of dollar-for-dollar and proportional reductions and the reset of the Maximum Annual Benefit assume that: 1.) the Issue Date and the effective date of the GMWB program are October 13, 2004; 2.) an initial Purchase
Payment of $250,000; 3.) a Protected Value of $250,000; and 4.) a Protected
Annual Withdrawal Amount of $17,500 (7% of $250,000):

Example 1. Dollar-for-dollar reduction

A $10,000 withdrawal is taken on November 13, 2004 (in the first Annuity Year).
No prior withdrawals have been taken. As the amount withdrawn is less than the
Protected Annual Withdrawal Amount:

..    The Protected Value is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).

..    The remaining Protected Annual Withdrawal Amount for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $17,500 to
     $7,500).

Example 2. Dollar-for-dollar and proportional reductions

A second $10,000 withdrawal is taken on December 13, 2004 (still within the first Annuity Year). The Account Value immediately before the withdrawal is
$220,000. As the amount withdrawn exceeds the remaining Protected Annual
Withdrawal Amount of $7,500 from Example 1:

..    the Protected Value is first reduced by the remaining Protected Annual
     Withdrawal Amount (from $240,000 to $232,500);

..    The result is then further reduced by the ratio of A to B, where:

..    A is the amount withdrawn less the remaining Protected Annual Withdrawal
     Amount ($10,000 - $7,500, or $2,500).

..    B is the Account Value less the remaining Protected Annual Withdrawal
     Amount ($220,000 - $7,500, or $212,500).

The resulting Protected Value is: $232,500 x (1 - $2,500 / $212,500), or
$229,764.71.

..    the Protected Annual Withdrawal Amount is also reduced by the ratio of A to
     B: The resulting Protected Annual Withdrawal Amount is: $17,500 x (1 -
     $2,500 / $212,500), or $17,294.12.

..    The remaining Protected Annual Withdrawal Amount is set to zero (0) for the balance of the first Annuity Year.

EXAMPLE 3. RESET OF THE MAXIMUM ANNUAL BENEFIT

A $10,000 withdrawal is made on October 13, 2005 (second Annuity Year). The remaining Protected Annual Withdrawal Amount has been reset to the Protected
Annual Withdrawal Amount of $17,294.12 from Example 2. As the amount withdrawn is less than the remaining Protected Annual Withdrawal Amount:

..    the Protected Value is reduced by the amount withdrawn (i.e., reduced by
     $10,000, from $229,764.71 to $219,764.71).

..    The remaining Protected Annual Withdrawal Amount for the balance of the second Annuity Year is also reduced by the amount withdrawn (from
     $17,294.12 to $7,294.12).

BENEFITS UNDER THE GMWB PROGRAM

..    In addition to any withdrawals you make under the GMWB program, market performance may reduce your Account Value. If your Account Value is equal to zero, and you have not received all of your Protected Value in the form of withdrawals from your Annuity, we will continue to make payments equal to the remaining Protected Value in the form of fixed, periodic payments until the remainder of the Protected Value is paid, at which time the rider terminates. The fixed, periodic payments will each be equal to the
     Protected Annual Withdrawal Amount, except for the last

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     payment which may be equal to the remaining Protected Value. We will determine the duration for which periodic payments will continue by dividing the Protected Value by the Protected Annual Withdrawal Amount. You
     will not have the right to make additional Purchase Payments or receive the remaining Protected Value in a lump sum. You can elect the frequency of payments, subject to our rules then in effect.

..    If the death benefit under the Annuity becomes payable before you have received all of your Protected Value in the form of withdrawals from your
     Annuity, your Beneficiary has the option to elect to receive the remaining
     Protected Value as an alternate death benefit payout in lieu of the amount payable under any other death benefit provided under the Annuity. The remaining Protected Value will be payable in the form of fixed, periodic payments. Your beneficiary can elect the frequency of payments, subject to our rules then in effect. We will determine the duration for which periodic payments will continue by dividing the Protected Value by the Protected
     Annual Withdrawal Amount. The Protected Value is not equal to the Account
     Value for purposes of the Annuity's other death benefit options. The GMWB program does not increase or decrease the amount otherwise payable under the Annuity's other death benefit options. Generally, the GMWB program would be of value to your Beneficiary only when the Protected Value at death exceeds any other amount available as a death benefit.

..    If you elect to begin receiving annuity payments before you have received all of your Protected Value in the form of withdrawals from your Annuity, an additional annuity payment option will be available that makes fixed annuity payments for a certain period, determined by dividing the Protected
     Value by the Protected Annual Withdrawal Amount. If you elect to receive annuity payments calculated in this manner, the assumed interest rate used to calculate such payments will be 0%, which is less than the assumed interest rate on other annuity payment options we offer. This 0% assumed interest rate results in lower annuity payments than what would have been paid if the assumed interest rate was higher than 0%. You can also elect to terminate the GMWB program and begin receiving annuity payments based on your then current Account Value (not the remaining Protected Value) under any of the available annuity payment options.

OTHER IMPORTANT CONSIDERATIONS

..    Withdrawals under the GMWB program are subject to all of the terms and conditions of the Annuity, including any CDSC and MVA that may apply.

..    Withdrawals made while the GMWB program is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity.

..    The GMWB program does not directly affect the Annuity's Account Value or
     Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal. If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Value.

..    You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the GMWB program. The GMWB program provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Protected Value in the form of periodic benefit payments.

..    We currently limit the variable investment options in which you may allocate Account Value if you participate in this program. We reserve the right to transfer any Account Value in a prohibited investment option to an eligible investment option. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year. We may also require that you allocate your Account
     Value according to an asset allocation model.

ELECTION OF THE PROGRAM

Currently, the GMWB program can only be elected at the time that you purchase your Annuity. In the future, we may offer existing Annuity Owners the option to elect the GMWB program after the Issue Date of their Annuity, subject to our eligibility rules and restrictions. If you elect the GMWB program after the
Issue Date of your Annuity, the program will be effective as of the next anniversary date. Your Account Value as of such anniversary date will be used to calculate the initial Protected Value and the initial Protected Annual
Withdrawal Amount.

We reserve the right to restrict the maximum amount of Protected Value that may be covered under the GMWB program under this Annuity or any other annuities that you own that are issued by American Skandia or its affiliated companies.

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Living Benefit Programs continued

TERMINATION OF THE PROGRAM

The program terminates automatically when your Protected Value reaches zero based on your withdrawals. You may terminate the program at any time by notifying us. If you terminate the program, any guarantee provided by the benefit will terminate as of the date the termination is effective. The program terminates upon your surrender of the Annuity, upon due proof of death (unless your surviving spouse elects to continue the Annuity and the GMWB program or your Beneficiary elects to receive the amounts payable under the GMWB program in lieu of the death benefit) or upon your election to begin receiving annuity payments.

The charge for the GMWB program will no longer be deducted from your Account
Value upon termination of the program.

CHARGES UNDER THE PROGRAM

Currently, we deduct a charge equal to 0.35% of the average daily net assets of the Sub-accounts per year to purchase the GMWB program. The annual charge is deducted daily. Account Value allocated to Fixed Allocations under the program is not subject to the charge.

..    If, during the seven years following the effective date of the program, you do not make any withdrawals, and do not make any additional Purchase
     Payments after a five-year period following the effective date of the program, the program will remain in effect; however, we will waive the annual charge going forward. If you make an additional Purchase Payment following the waiver of the annual charge, we will begin charging for the program. After year seven (7) following the effective date of the program, withdrawals will not cause a charge to be re-imposed.

..    If you elect to step-up the Protected Value under the program, and on the date you elect to step-up, the charges under the program have changed for new purchasers, your program may be subject to the new charge level for the benefit.

ADDITIONAL TAX CONSIDERATIONS FOR QUALIFIED CONTRACTS

If you purchase an Annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Roth IRA or Tax Sheltered Annuity (or 403(b)), the
minimum distribution rules under the Code require that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2. The amount required under the Code may exceed the Protected Annual Withdrawal Amount, which will cause us to recalculate the Protected Value and the Protected Annual
Withdrawal Amount, resulting in a lower amount payable in future Annuity Years.
In addition, the amount and duration of payments under the annuity payment and death benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as minimum distribution requirements.

GUARANTEED MINIMUM INCOME BENEFIT (GMIB)

The Guaranteed Minimum Income Benefit program described below is only being offered in those jurisdictions where we have received regulatory approval, and will be offered subsequently in other jurisdictions when we receive regulatory approval in those jurisdictions. Certain terms and conditions may differ between jurisdictions once approved. Currently, the program can only be elected by new purchasers on the Issue Date of their Annuity. We may offer the program to existing Annuity Owners in the future, subject to our eligibility rules and restrictions. The Guaranteed Minimum Income Benefit program is not available if you elect the Guaranteed Return Option program, Guaranteed Return Option Plus program, the Guaranteed Minimum Withdrawal Benefit rider or the Lifetime Five
Income Benefit rider.

We offer a program that, after a seven-year waiting period, guarantees your ability to begin receiving income from your Annuity in the form of annuity payments based on a guaranteed minimum value (called the "Protected Income
Value") that increases after the waiting period begins, regardless of the impact of market performance on your Account Value. The program may be appropriate for you if you anticipate using your Annuity as a future source of periodic fixed income payments for the remainder of your life and wish to ensure that the basis upon which your income payments will be calculated will achieve at least a minimum amount despite fluctuations in market performance. There is an additional charge if you elect the GMIB program.

KEY FEATURE -- PROTECTED INCOME VALUE

The Protected Income Value is the minimum amount that we guarantee will be available (net of any applicable tax charge), after a waiting period of at least seven years, as a basis to begin receiving fixed annuity payments. The Protected
Income

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Value is initially established on the effective date of the GMIB program and is equal to your Account Value on such date. Currently, since the GMIB program may only be elected at issue, the effective date is the Issue Date of the Annuity.
The Protected Income Value is increased daily based on an annual growth rate of
5%, subject to the limitations described below. The Protected Income Value is referred to as the "Protected Value" in the rider we issue for this benefit. The
5% annual growth rate is referred to as the "Roll-Up Percentage" in the rider we issue for this benefit.

The Protected Income Value is subject to a limit of 200% (2X) of the sum of the
Protected Income Value established on the effective date of the GMIB program, or the effective date of any step-up value, plus any additional Purchase Payments made after the waiting period begins ("Maximum Protected Income Value"), minus the sum of any reductions in the Protected Income Value due to withdrawals you make from the Annuity after the waiting period begins.

..    Subject to the maximum age/durational limits described immediately below, we will no longer increase the Protected Income Value by the 5% annual growth rate once you reach the Maximum Protected Income Value. However, we will increase the Protected Income Value by the amount of any additional
     Purchase Payments after you reach the Maximum Protected Income Value.
     Further, if you make withdrawals after you reach the Maximum Protected
     Income Value, we will reduce the Protected Income Value and the Maximum
     Protected Income Value by the proportional impact of the withdrawal on your
     Account Value.

..    Subject to the Maximum Protected Income Value, we will no longer increase the Protected Income Value by the 5% annual growth rate after the later of the anniversary date on or immediately following the Annuitant's 80th birthday or the 7th anniversary of the later of the effective date of the
     GMIB program or the effective date of the most recent step-up. However, we will increase the Protected Income Value by the amount of any additional
     Purchase Payments. Further, if you make withdrawals after the Annuitant reaches the maximum age/duration limits, we will reduce the Protected
     Income Value and the Maximum Protected Income Value by the proportional impact of the withdrawal on your Account Value.

..    Subject to the Maximum Protected Income Value, if you make an additional
     Purchase Payment, we will increase the Protected Income Value by the amount of the Purchase Payment and will apply the 5% annual growth rate on the new amount from the date the Purchase Payment is applied.

..    As described below, after the waiting period begins, cumulative withdrawals each Annuity Year that are up to 5% of the Protected Income Value on the prior anniversary of the Annuity will reduce the Protected Income Value by the amount of the withdrawal. Cumulative withdrawals each Annuity Year in excess of 5% of the Protected Income Value on the prior anniversary of the
     Annuity, will reduce the Protected Income Value proportionately. All withdrawals after the Maximum Protected Income Value is reached will reduce the Protected Income Value proportionately. The 5% annual growth rate will be applied to the reduced Protected Income Value from the date of the withdrawal.

Stepping-Up the Protected Income Value -- You may elect to "step-up" or "reset"
your Protected Income Value if your Account Value is greater than the current
Protected Income Value. Upon exercise of the step-up provision, your initial
Protected Income Value will be reset equal to your current Account Value. From the date that you elect to step-up the Protected Income Value, we will apply the
5% annual growth rate to the stepped-up Protected Income Value, as described above. You can exercise the step-up provision twice while the GMIB program is in effect, and only while the Annuitant is less than age 76.

..    A new seven-year waiting period will be established upon the effective date of your election to step-up the Protected Income Value. You cannot exercise your right to begin receiving annuity payments under the GMIB program until the end of the new waiting period.

..    The Maximum Protected Income Value will be reset as of the effective date of any step-up. The new Maximum Protected Income Value will be equal to
     200% of the sum of the Protected Income Value as of the effective date of the step-up plus any subsequent Purchase Payments, minus the impact of any withdrawals after the date of the step-up.

..    When determining the guaranteed annuity purchase rates for annuity payments under the GMIB program, we will apply such rates based on the number of years since the most recent step-up.

..    If you elect to step-up the Protected Income Value under the program, and on the date you elect to step-up, the

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Living Benefit Programs continued

     charges under the GMIB program have changed for new purchasers, your program may be subject to the new charge going forward.

..    A step-up will increase the dollar for dollar limit on the anniversary of the Issue Date of the Annuity following such step-up.

Impact of Withdrawals on the Protected Income Value -- Cumulative withdrawals each Annuity Year up to 5% of the Protected Income Value will reduce the
Protected Income Value on a "dollar-for-dollar" basis (the Protected Income
Value is reduced by the actual amount of the withdrawal). Cumulative withdrawals in any Annuity Year in excess of 5% of the Protected Income Value will reduce the Protected Income Value proportionately (see the examples of this calculation below). The 5% annual withdrawal amount is determined on each anniversary of the
Issue Date (or on the Issue Date for the first Annuity Year) and applies to any withdrawals during the Annuity Year. This means that the amount available for withdrawals each Annuity Year on a "dollar-for-dollar" basis is adjusted on each
Annuity anniversary to reflect changes in the Protected Income Value during the prior Annuity Year.

The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GMIB program are October
13, 2005; 2.) an initial Purchase Payment of $250,000; 3.) an initial Protected
Income Value of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of
$250,000):

Example 1. Dollar-for-dollar reduction

A $10,000 withdrawal is taken on November 13, 2005 (in the first Annuity Year).
No prior withdrawals have been taken. Immediately prior to the withdrawal, the
Protected Income Value is $251,038.10 (the initial value accumulated for 31 days at an annual effective rate of 5%). As the amount withdrawn is less than the dollar-for-dollar limit:

..    the Protected Income Value is reduced by the amount withdrawn (i.e., by
     $10,000, from $251,038.10 to $241,038.10).

..    The remaining dollar-for-dollar limit ("Remaining Limit") for the balance of the first Annuity Year is also reduced by the amount withdrawn (from
     $12,500 to $2,500).

Example 2. Dollar-for-dollar and proportional reductions

A second $10,000 withdrawal is taken on December 13, 2005 (still within the first Annuity Year). Immediately before the withdrawal, the Account Value is
$220,000 and the Protected Income Value is $242,006.64. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:

..    the Protected Income Value is first reduced by the Remaining Limit (from
     $242,006.64 to $239,506.64);

..    The result is then further reduced by the ratio of A to B, where:

..    A is the amount withdrawn less the Remaining Limit ($10,000 - $2,500, or
     $7,500).

..    B is the Account Value less the Remaining Limit ($220,000 - $2,500, or
     $217,500).

The resulting Protected Income Value is: $239,506.64 x (1 - $7,500 / $217,500),
or $231,247.79.

..    The Remaining Limit is set to zero (0) for the balance of the first Annuity
     Year.

EXAMPLE 3. RESET OF THE DOLLAR-FOR-DOLLAR LIMIT

A $10,000 withdrawal is made on the first anniversary of the Issue Date, October
13, 2006 (second Annuity Year). Prior to the withdrawal, the Protected Income
Value is $240,838.37. The Remaining Limit is reset to 5% of this amount, or
$12,041.92. As the amount withdrawn is less than the dollar-for-dollar limit:

..    the Protected Income Value is reduced by the amount withdrawn (i.e., reduced by $10,000, from $240,838.37 to $230,838.37).

..    The Remaining Limit for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $12,041.92 to $2,041.92).

KEY FEATURE -- GMIB ANNUITY PAYMENTS

You can elect to apply the Protected Income Value to one of the available GMIB
Annuity Payment Options on any anniversary date following the initial waiting period, or any subsequent waiting period established upon your election to step-up the Protected Income Value. Once you have completed the waiting period, you will have a 30-day period each year, prior to the Annuity anniversary, during which you may elect to begin receiving annuity payments under one of the available GMIB Annuity Payment Options. You must elect one of the GMIB Annuity
Payment Options by the anniversary of the Annuity's Issue Date on or immediately following the Annuitant's 95th birthday, except for Annuities used as a funding vehicle for an IRA, SEP IRA or 403(b), in which case you must elect one of the
GMIB Annuity Payment Options by the anniversary of the Annuity's Issue Date on or immediately following the Annuitant's 92nd birthday.

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The amount of each GMIB Annuity Payment will be deter- mined based on the age and, where permitted by law, sex of the Annuitant by applying the Protected
Income Value (net of any applicable tax charge that may be due) to the GMIB
Annuity Payment Option you choose. We use special annuity purchase rates to calculate the amount of each payment due under the GMIB Annuity Payment Options.
These special rates for the GMIB Annuity Payment Options are calculated using an assumed interest rate factor that provides for lower growth in the value applied to produce annuity payments than if you elected an annuity payment option that is not part of the GMIB program. These special rates also are calculated using other factors such as "age setbacks" (use of an age lower than the Annuitant's actual age) that result in lower payments than would result if you elected an annuity payment option that is not part of the GMIB program. Use of an age setback entails a longer assumed life for the Annuitant which in turn results in lower annuity payments.

On the date that you elect to begin receiving GMIB Annuity Payments, we guarantee that your payments will be calculated based on your Account Value and our then current annuity purchase rates if the payment amount calculated on this basis would be higher than it would be based on the Protected Income Value and the special GMIB annuity purchase rates.

GMIB ANNUITY PAYMENT OPTION 1 -- PAYMENTS FOR LIFE WITH A CERTAIN PERIOD

Under this option, monthly annuity payments will be made until the death of the
Annuitant. If the Annuitant dies before having received 120 monthly annuity payments, the remainder of the 120 monthly annuity payments will be made to the
Beneficiary.

GMIB ANNUITY PAYMENT OPTION 2 -- PAYMENTS FOR JOINT LIVES WITH A CERTAIN PERIOD

Under this option, monthly annuity payments will be made until the death of both the Annuitant and the Joint Annuitant. If the Annuitant and the Joint Annuitant
die before having received 120 monthly annuity payments, the remainder of the
120 monthly annuity payments will be made to the Beneficiary.

..    If the Annuitant dies first, we will continue to make payments until the later of the death of the Joint Annuitant and the end of the period certain. However, if the Joint Annuitant is still receiving annuity payments following the end of the certain period, we will reduce the amount of each subsequent payment to 50% of the original payment amount.

..    If the Joint Annuitant dies first, we will continue to make payments until the later of the death of the Annuitant and the end of the period certain.

You cannot withdraw your Account Value or the Protected Income Value under either GMIB Annuity Payment Option once annuity payments have begun. We may make other payout frequencies available, such as quarterly, semi-annually or annually.

OTHER IMPORTANT CONSIDERATIONS

..    You should note that GMIB is designed to provide a type of insurance that serves as a safety net only in the event your Account Value declines significantly due to negative investment performance. If your contract value is not significantly affected by negative investment performance, it is unlikely that the purchase of the GMIB will result in your receiving larger annuity payments than if you had not purchased GMIB. This is because the assumptions that we use in computing the GMIB, such as the annuity purchase rates, (which include assumptions as to age-setbacks and assumed interest rates), are more conservative than the assumptions that we use in computing annuity payout options outside of GMIB. Therefore, you may generate higher income payments if you were to annuitize a lower Account
     Value at the current annuity purchase rates, than if you were to annuitize under the GMIB with a higher Protected Value than your Account Value but, at the annuity purchase rates guaranteed under the GMIB. The GMIB program does not directly affect the Annuity's Account Value, Surrender Value or the amount payable under either the basic death benefit provision of the
     Annuity or any optional death benefit provision. If you surrender your
     Annuity, you will receive the current Surrender Value, not the Protected
     Income Value. The Protected Income Value is only applicable if you elect to begin receiving annuity payments under one of the GMIB annuity options after the waiting period.

..    The Annuity offers other annuity payment options that you can elect which do not impose an additional charge, but which do not offer to guarantee a minimum value on which to make annuity payments.

..    Where allowed by law, we reserve the right to limit subsequent purchase payments if we determine, at our sole discretion, that based on the timing of your Purchase Payments and withdrawals, your Protected Income Value is increasing in ways we did not intend. In determining

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Living Benefit Programs continued

     whether to limit Purchase Payments, we will look at Purchase Payments which are disproportionately larger than your initial Purchase Payment and other actions that may artificially increase the Protected Income Value.

..    We currently limit the variable investment options in which you may allocate Account Value if you participate in this program. We reserve the right to transfer any Account Value in a prohibited investment option to an eligible investment option. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year. We may also require that you allocate your Account
     Value according to an asset allocation model.

..    If you change the Annuitant after the effective date of the GMIB program, the period of time during which we will apply the 5% annual growth rate may be changed based on the age of the new Annuitant. If the new Annuitant would not be eligible to elect the GMIB program based on his or her age at the time of the change, then the GMIB program will terminate.

..    Annuity payments made under the GMIB program are subject to the same tax treatment as any other annuity payment.

..    At the time you elect to begin receiving annuity payments under the GMIB program or under any other annuity payment option we make available, the protection provided by the Annuity's basic death benefit or any optional death benefit provision you elected will no longer apply.

ELECTION OF THE PROGRAM

Currently, the GMIB program can only be elected at the time that you purchase your Annuity. The Annuitant must be age 75 or less as of the effective date of the GMIB program. In the future, we may offer existing Annuity Owners the option to elect the GMIB program after the Issue Date of their Annuity, subject to our eligibility rules and restrictions. If you elect the GMIB program after the
Issue Date of your Annuity, the program will be effective as of the date of election. Your Account Value as of that date will be used to calculate the
Protected Income Value as of the effective date of the program.

TERMINATION OF THE PROGRAM

The GMIB program cannot be terminated by the Owner once elected. The GMIB program automatically terminates as of the date the Annuity is fully surrendered, on the date the death benefit is payable to your Beneficiary
(unless your surviving spouse elects to continue the Annuity), or on the date that your Account Value is transferred to begin making annuity payments. The
GMIB program may also be terminated if you designate a new Annuitant who would not be eligible to elect the GMIB program based on his or her age at the time of the change.

Upon termination of the GMIB program we will deduct the charge from your Account
Value for the portion of the Annuity Year since the prior anniversary of the
Annuity's Issue Date (or the Issue Date if in the first Annuity Year).

CHARGES UNDER THE PROGRAM

Currently, we deduct a charge equal to 0.50% per year of the average Protected
Income Value for the period the charge applies. Because the charge is calculated based on the average Protected Income Value, it does not increase or decrease based on changes to the Annuity's Account Value due to market performance. The dollar amount you pay each year will increase in any year the Protected Income
Value increases, and it will decrease in any year the Protected Income Value decreases due to withdrawal, irrespective of whether your Account Value increases or decreases.

The charge is deducted annually in arrears each Annuity Year on the anniversary of the Issue Date of the Annuity. We deduct the amount of the charge pro-rata from the Account Value allocated to the variable investment options and the
Fixed Allocations. No MVA will apply to Account Value deducted from a Fixed
Allocation. If you surrender your Annuity, begin receiving annuity payments under the GMIB program or any other annuity payment option we make available during an Annuity Year, or the GMIB program terminates, we will deduct the charge for the portion of the Annuity Year since the prior anniversary of the
Annuity's Issue Date (or the Issue Date if in the first Annuity Year).

No charge applies after the Annuity Date.

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LIFETIME FIVE INCOME BENEFIT (LIFETIME FIVE)

The Lifetime Five Income Benefit program described below is only being offered in those jurisdictions where we have received regulatory approval and will be offered subsequently in other jurisdictions when we receive regulatory approval in those jurisdictions. Certain terms and conditions may differ between jurisdictions once approved. Currently, Lifetime Five can be elected only once each Annuity Year, and only where the Annuitant and the Owner are the same person or, if the Annuity Owner is an entity, where there is only one Annuitant.
We reserve the right to limit the election frequency in the future. Before making any such change to the election frequency, we will provide prior notice to Owners who have an effective Lifetime Five Income Benefit. The Annuitant must be at least 45 years old when the program is elected. The Lifetime Five Income
Benefit program is not available if you elect the Guaranteed Return Option,
Guaranteed Return Option Plus, Guaranteed Minimum Withdrawal Benefit or the
Guaranteed Minimum Income Benefit rider. As long as your Lifetime Five Income
Benefit is in effect, you must allocate your Account Value in accordance with an eligible model under our asset allocation programs, which are generally described in the "Are Any Asset Allocation Programs Available?" section above.
For further information on asset allocation programs, please consult with your
Investment Professional or call 1-800-680-8920.

We offer a program that guarantees your ability to withdraw amounts equal to a percentage of an initial principal value (called the "Protected Withdrawal
Value"), regardless of the impact of market performance on your Account Value, subject to our program rules regarding the timing and amount of withdrawals.
There are two options -- one is designed to provide an annual withdrawal amount for life (the "Life Income Benefit") and the other is designed to provide a greater annual withdrawal amount as long as there is Protected Withdrawal Value
(adjusted as described below) (the "Withdrawal Benefit"). If there is no
Protected Withdrawal Value, the withdrawal benefit will be zero. You do not choose between these two options; each option will continue to be available as long as the Annuity has an Account Value and the Lifetime Five is in effect.
Certain benefits under Lifetime Five may remain in effect even if the Account
Value of the Annuity is zero. The program may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that market performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the program -- the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the program.

KEY FEATURE -- PROTECTED WITHDRAWAL VALUE

The Protected Withdrawal Value is initially used to determine the amount of each initial annual payment under the Life Income Benefit and the Withdrawal Benefit.
The initial Protected Withdrawal Value is determined as of the date you make your first withdrawal under the Annuity following your election of Lifetime
Five. The initial Protected Withdrawal Value is equal to the greater of (A) the
Account Value on the date you elect Lifetime Five, plus any additional Purchase
Payments each growing at 5% per year from the date of your election of the program, or application of the Purchase Payment to your Annuity, as applicable, until the date of your first withdrawal or the 10th anniversary of the benefit effective date, if earlier (B) the Account Value as of the date of the first withdrawal from your Annuity, prior to the withdrawal, and (C) the highest
Account Value on each Annuity anniversary prior to the first withdrawal or on the first 10 Annuity anniversaries if earlier than the date of your first withdrawal after the benefit effective date. Each value is increased by the amount of any subsequent Purchase Payments. o If you elect the Lifetime Five program at the time you purchase your Annuity, the Account Value will be your initial Purchase Payment.

..    For existing Owners who are electing the Lifetime Five benefit, the Account
     Value on the date of your election of the Lifetime Five program will be used to determine the initial Protected Withdrawal Value.

..    If you make additional Purchase Payments after your first withdrawal, the
     Protected Withdrawal Value will be increased by the amount of each additional Purchase Payment.

You may elect to step-up your Protected Withdrawal Value if, due to positive market performance, your Account Value is greater than the Protected Withdrawal
Value. You are eligible

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Living Benefit Programs continued

to step-up the Protected Withdrawal Value on or after the 5th anniversary of the first withdrawal under the Lifetime Five program. The Protected Withdrawal Value can be stepped up again on or after the 5th anniversary following the preceding step-up. If you elect to step-up the Protected Withdrawal Value under the program, and on the date you elect to step-up, the charges under the Lifetime
Five program have changed for new purchasers, your program may be subject to the new charge going forward.

Upon election of the step-up, we increase the Protected Withdrawal Value to be equal to the then current Account Value. For example, assume your initial
Protected Withdrawal Value was $100,000 and you have made cumulative withdrawals of $40,000, reducing the Protected Withdrawal Value to $60,000. On the date you are eligible to step-up the Protected Withdrawal Value, your Account Value is equal to $75,000. You could elect to step-up the Protected Withdrawal Value to
$75,000 on the date you are eligible. If your current Annual Income Amount and
Annual Withdrawal Amount are less than they would be if we did not reflect the step-up in Protected Withdrawal Value, then we will increase these amounts to reflect the step-up as described below.

The Protected Withdrawal Value is reduced each time a withdrawal is made on a dollar-for-dollar basis up to 7% per Annuity Year of the Protected Withdrawal
Value and on the greater of a dollar-for-dollar basis or a pro-rata basis for withdrawals in an Annuity Year in excess of that amount until the Protected
Withdrawal Value is reduced to zero. At that point the Annual Withdrawal Amount will be zero until such time (if any) as the Annuity reflects a Protected
Withdrawal Value (for example, due to a step-up or additional Purchase Payments being made into the Annuity).

KEY FEATURE -- ANNUAL INCOME AMOUNT UNDER THE LIFE INCOME BENEFIT

The initial Annual Income Amount is equal to 5% of the initial Protected
Withdrawal Value. Under the Lifetime Five program, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income
Amount, they will not reduce your Annual Income Amount in subsequent Annuity
Years. If your cumulative withdrawals are in excess of the Annual Income Amount
("Excess Income"), your Annual Income Amount in subsequent years will be reduced
(except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. A withdrawal can be considered Excess Income under the Life Income Benefit even though it does not exceed the Annual Withdrawal Amount under the Withdrawal Benefit. When you elect a step-up, your Annual Income Amount increases to equal 5% of your
Account Value after the step-up if such amount is greater than your Annual
Income Amount. Your Annual Income Amount also increases if you make additional
Purchase Payments. The amount of the increase is equal to 5% of any additional
Purchase Payments. Any increase will be added to your Annual Income Amount beginning on the day that the step-up is effective or the Purchase Payment is made. A determination of whether you have exceeded your Annual Income Amount is made at the time of each withdrawal; therefore a subsequent increase in the
Annual Income Amount will not offset the effect of a withdrawal that exceeded the Annual Income Amount at the time the withdrawal was made.

KEY FEATURE -- ANNUAL WITHDRAWAL AMOUNT UNDER THE WITHDRAWAL BENEFIT

The initial Annual Withdrawal Amount is equal to 7% of the initial Protected
Withdrawal Value. Under the Lifetime Five program, if your cumulative withdrawals each Annuity Year are less than or equal to the Annual Withdrawal
Amount, your Protected Withdrawal Value will be reduced on a dollar-for-dollar basis. If your cumulative withdrawals are in excess of the Annual Withdrawal
Amount ("Excess Withdrawal"), your Annual Withdrawal Amount will be reduced
(except with regard to required minimum distributions) by the result of the ratio of the Excess Withdrawal to the Account Value immediately prior to such withdrawal (see the examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. When you elect a step-up, your Annual Withdrawal Amount increases to equal 7% of your
Account Value after the step-up if such amount is greater than your Annual
Withdrawal Amount. Your Annual Withdrawal Amount also increases if you make additional Purchase Payments. The amount of the increase is equal to 7% of any additional Purchase Payments. A determination of whether you have exceeded your
Annual Withdrawal Amount is made at the time of each withdrawal; therefore, a subsequent increase

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in the Annual Withdrawal Amount will not offset the effect of a withdrawal that exceeded the Annual Withdrawal Amount at the time the withdrawal was made.

The Lifetime Five program does not affect your ability to make withdrawals under your Annuity or limit your ability to request withdrawals that exceed the Annual
Income Amount and the Annual Withdrawal Amount. You are not required to withdraw all or any portion of the Annual Withdrawal Amount or Annual Income Amount in
each Annuity Year.

..    If, cumulatively, you withdraw an amount less than the Annual Withdrawal
     Amount under the Withdrawal Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Withdrawal Amount to subsequent
     Annuity Years. However, because the Protected Withdrawal Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Annual Withdrawal Amount may extend the period of time until the remaining Protected Withdrawal Value is reduced to zero.

..    If, cumulatively, you withdraw an amount less than the Annual Income Amount under the Life Income Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.
     However, because the Protected Withdrawal Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused
     Annual Income Amount may extend the period of time until the remaining
     Protected Withdrawal Value is reduced to zero.

The following examples of dollar-for-dollar and proportional reductions and the step-up of the Protected Withdrawal Value, Annual Withdrawal Amount and Annual
Income Amount assume: 1.) the Issue Date and the Effective Date of the Lifetime
Five program are February 1, 2005; 2.) an initial Purchase Payment of $250,000;
3.) the Account Value on February 1, 2006 is equal to $265,000; 4.) the first withdrawal occurs on March 1, 2006 when the Account Value is equal to $263,000;
and 5.) the Account Value on March 1, 2011 is equal to $240,000.

The initial Protected Withdrawal Value is calculated as the greatest of (a), (b)
and (c):

(a) Purchase payment accumulated at 5% per year from February 1, 2005 until
March 1, 2006 (393 days) = $250,000 x 1.05(393/365) = $263,484.33

(b) Account Value on March 1, 2006 (the date of the first withdrawal) = $263,000

(c) Account Value on February 1, 2006 (the first Annuity Anniversary) = $265,000

Therefore, the initial Protected Withdrawal Value is equal to $265,000. The
Annual Withdrawal Amount is equal to $18,550 under the Withdrawal Benefit (7% of
$265,000). The Annual Income Amount is equal to $13,250 under the Life Income
Benefit (5% of $265,000).

Example 1. Dollar-for-dollar reduction

If $10,000 was withdrawn (less than both the Annual Income Amount and the Annual
Withdrawal Amount) on March 1, 2006, then the following values would result:

..    Remaining Annual Withdrawal Amount for current Annuity Year = $18,550 -
     $10,000 = $8,550

Annual Withdrawal Amount for future Annuity Years remains at $18, 550

..    Remaining Annual Income Amount for current Annuity Year = $13,250 - $10,000
     = $3,250

Annual Income Amount for future Annuity Years remains at $13,250

..    Protected Withdrawal Value is reduced by $10,000 from $265,000 to $255,000

Example 2. Dollar-for-dollar and proportional reductions

(a) If $15,000 was withdrawn (more than the Annual Income Amount but less than the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:

..    Remaining Annual Withdrawal Amount for current Annuity Year = $18,550 -
     $15,000 = $3,550

Annual Withdrawal Amount for future Annuity Years remains at $18,550

..    Remaining Annual Income Amount for current Annuity Year = $0 Excess of withdrawal over the Annual Income Amount ($15,000 - $13,250 = $1,750)
     reduces Annual Income Amount for future Annuity Years.

..    Reduction to Annual Income Amount = Excess Income/ Account Value before
     Excess Income x Annual Income Amount = $1,750 / ($263,000 - $13,250) x
     $13,250 = $93 Annual Income Amount for future Annuity Years = $13,250 - $93
     = $13,157

..    Protected Withdrawal Value is reduced by $15,000 from $265,000 to $250,000

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Living Benefit Programs continued

(b) If $25,000 was withdrawn (more than both the Annual Income Amount and the
Annual Withdrawal Amount) on March 1, 2006, then the following values would result:

..    Remaining Annual Withdrawal Amount for current Annuity Year = $0 Excess of withdrawal over the Annual Withdrawal Amount ($25,000 - $18,550 = $6,450)
     reduces Annual Withdrawal Amount for future Annuity Years.

..    Reduction to Annual Withdrawal Amount = Excess Withdrawal/Account Value
     before Excess Withdrawal x Annual Withdrawal Amount = $6,450 / ($263,000 -
     $18,550) x $18,550 = $489 Annual Withdrawal Amount for future Annuity Years
     = $18,550 - $489 = $18,061

..    Remaining Annual Income Amount for current Annuity Year = $0 Excess of withdrawal over the Annual Income Amount ($25,000 - $13,250 = $11,750)
     reduces Annual Income Amount for future Annuity Years.

..    Reduction to Annual Income Amount = Excess Income/ Account Value before
     Excess Income x Annual Income Amount = $11,750 / ($263,000 - $13,250) x
     $13,250 = $623 Annual Income Amount for future Annuity Years = $13,250 -
     $623 = $12,627

..    Protected Withdrawal Value is first reduced by the Annual Withdrawal Amount
     ($18,550) from $265,000 to $246,450. It is further reduced by the greater of a dollar-for-dollar reduction or a proportional reduction.
     Dollar-for-dollar reduction = $25,000 - $18,550 = $6,450

..    Proportional reduction = Excess Withdrawal / Account Value before Excess
     Withdrawal x Protected Withdrawal Value = $6,450 / ($263,000 - $18,550) x
     $246,450 = $6,503 Protected Withdrawal Value = $246,450 - max {$6,450,
     6,503} = $239,947

EXAMPLE 3. STEP-UP OF THE PROTECTED WITHDRAWAL VALUE

If the Annual Income Amount ($13,250) is withdrawn each year starting on March
1, 2006 for a period of 5 years, the Protected Withdrawal Value on March 1, 2011 would be reduced to $198,750 {$265,000 - ($13,250 x 5)}. If a step-up is elected on March 1, 2011, then the following values would result:

..    Protected Withdrawal Value = Account Value on March 1, 2011 = $240,000

..    Annual Income Amount is equal to the greater of the current Annual Income
     Amount or 5% of the stepped up Protected Withdrawal Value. Current Annual
     Income Amount is $13,250. 5% of the stepped-up Protected Withdrawal Value is 5% of $240,000, which is $12,000. Therefore, the Annual Income Amount remains $13,250.

..    Annual Withdrawal Amount is equal to the greater of the current Annual
     Withdrawal Amount or 7% of the stepped up Protected Withdrawal Value.
     Current Annual Withdrawal Amount is $18,550. 7% of the stepped-up Protected
     Withdrawal Value is 7% of $240,000, which is $16,800. Therefore the Annual
     Withdrawal Amount remains $18,550.

BENEFITS UNDER THE LIFETIME FIVE PROGRAM

..    If your Account Value is equal to zero, and the cumulative withdrawals in the current Annuity Year are greater than the Annual Withdrawal Amount, the
     Lifetime Five program will terminate. To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount and amounts are still payable under both the Life Income Benefit and the Withdrawal Benefit, you will be given the choice of receiving the payments under the Life Income Benefit or under the Withdrawal Benefit. Once you make this election we will make an additional payment for that Annuity Year equal to either the remaining
     Annual Income Amount or Annual Withdrawal Amount for the Annuity Year, if
     any, depending on the option you choose. In subsequent Annuity Years we make payments that equal either the Annual Income Amount or the Annual
     Withdrawal Amount as described in this Prospectus. You will not be able to change the option after your election and no further Purchase Payments will be accepted under your Annuity. If you do not make an election, we will pay you annually under the Life Income Benefit. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount but less than or equal to the
     Annual Withdrawal Amount and amounts are still payable under the Withdrawal
     Benefit, you will receive the payments under the Withdrawal Benefit. In the year of a withdrawal that reduced your Account Value to zero, we will make an additional payment to equal any remaining Annual Withdrawal Amount and make payments equal to the Annual Withdrawal Amount in each subsequent year
     (until the Protected Withdrawal Value is depleted). Once your Account Value equals zero no further Purchase Payments will be accepted under your
     Annuity.

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..    If annuity payments are to begin under the terms of your Annuity or if you decide to begin receiving annuity payments and there is any Annual Income
     Amount due in subsequent Annuity Years or any remaining Protected
     Withdrawal Value, you can elect one of the following three options:

(1) apply your Account Value to any annuity option available; or

(2) request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We make such annuity payments until the Annuitant's death; or

(3) request that, as of the date annuity payments are to begin, we pay out any remaining Protected Withdrawal Value as annuity payments. Each year such annuity payments will equal the Annual Withdrawal Amount or the remaining Protected
Withdrawal Value if less. We make such annuity payments until the earlier of the
Annuitant's death or the date the Protected Withdrawal Value is depleted.

We must receive your request in a form acceptable to us at our office.

..    In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a single life fixed annuity with five payments certain using the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

(1) the present value of future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

(2) the Account Value.

..    If no withdrawal was ever taken, we will determine a Protected Withdrawal
     Value and calculate an Annual Income Amount and an Annual Withdrawal Amount
     as if you made your first withdrawal on the date the annuity payments are to begin.

OTHER IMPORTANT CONSIDERATIONS

..    Withdrawals under the Lifetime Five program are subject to all of the terms and conditions of the Annuity, including any CDSC.

..    Withdrawals made while the Lifetime Five program is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Lifetime Five program does not directly affect the
     Annuity's Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Withdrawal Value.

..    You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Lifetime Five program. The
     Lifetime Five program provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your
     Protected Withdrawal Value or Annual Income Amount in the form of periodic benefit payments.

..    You must allocate your Account Value in accordance with an eligible model under an available asset allocation program or in accordance with other options that we may permit in order to elect and maintain the Lifetime Five program. Asset allocation programs are described generally in the "Are Any
     Asset Allocation Programs Available?" section above. For further information on asset allocation programs, please consult with your
     Investment Professional or call 1-800-680-8920.

ELECTION OF THE PROGRAM

The Lifetime Five program can be elected at the time that you purchase your
Annuity. We also offer existing Owners the option to elect the Lifetime Five program after the Issue Date of their Annuity, subject to our eligibility rules and restrictions. Your Account Value as the date of election will be used as a basis to calculate the initial Protected Withdrawal Value, the initial Protected
Annual Withdrawal Amount, and the Annual Income Amount.

TERMINATION OF THE PROGRAM

The program terminates automatically when your Protected Withdrawal Value and
Annual Income Amount equals zero. You may terminate the program at any time by notifying us. If you terminate the program, any guarantee provided by the benefit will terminate as of the date the termination is effective. The program terminates upon your surrender of the Annuity, upon the death of the Annuitant
(but your surviving spouse may elect a new Lifetime Five if your spouse elects the spousal continuance option and your spouse would then be eligible to elect the benefit if he or she was a new purchaser), upon a change in ownership of the
Annuity that changes the tax identification number of the Owner, upon change in the Annuitant or upon your election to begin receiving annuity payments.

The charge for the Lifetime Five program will no longer be deducted from your
Account Value upon termination of the program.

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Living Benefit Programs continued

ADDITIONAL TAX CONSIDERATIONS FOR QUALIFIED CONTRACTS

If you purchase an Annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, or Tax Sheltered Annuity (or 403(b)), the minimum distribution rules under the Code require that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2. The amount required under the Code may exceed the Annual Withdrawal Amount and the Annual Income Amount,
which will cause us to increase the Annual Income Amount and the Annual
Withdrawal Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts. Any such payments will reduce your Protected Withdrawal Value. In addition, the amount and duration of payments under the annuity payment and death benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as minimum distribution requirements.

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AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

DEATH BENEFIT

WHAT TRIGGERS THE PAYMENT OF A DEATH BENEFIT?

The Annuity provides a Death Benefit during its accumulation period. If the
Annuity is owned by one or more natural persons, the Death Benefit is payable upon the first death of an Owner. If the Annuity is owned by an entity, the
Death Benefit is payable upon the Annuitant's death, if there is no Contingent
Annuitant. If a Contingent Annuitant was designated before the Annuitant's death and the Annuitant dies, then the Contingent Annuitant becomes the Annuitant and a Death Benefit will not be paid at that time. The person upon whose death the
Death Benefit is paid is referred to below as the "decedent."

BASIC DEATH BENEFIT

The Annuity provides a basic Death Benefit at no additional charge. The
Insurance Charge we deduct daily from your Account Value allocated to the
Sub-accounts is used, in part, to pay us for the risk we assume in providing the basic Death Benefit guarantee under the Annuity. The Annuity also offers three different optional Death Benefits that can be purchased for an additional charge. The additional charge is deducted to compensate American Skandia for providing increased insurance protection under the optional Death Benefits.
Notwithstanding the additional protection provided under the optional Death
Benefits, the additional cost has the impact of reducing the net performance of the investment options.

The basic Death Benefit is the greater of:

..    The sum of all Purchase Payments less the sum of all proportional withdrawals.

..    The sum of your Account Value in the variable investment options and your
     Interim Value in the Fixed Allocations.

"Proportional withdrawals" are determined by calculating the percentage of your
Account Value that each prior withdrawal represented when withdrawn. For example, a withdrawal of 50% of Account Value would be considered as a 50%
reduction in Purchase Payments for purposes of calculating the basic Death
Benefit.

OPTIONAL DEATH BENEFITS

Three optional Death Benefits are offered for purchase with your Annuity to provide an enhanced level of protection for your beneficiaries.

Currently, these benefits are only offered in those jurisdictions where we have received regulatory approval and must be elected at the time that you purchase your Annuity. We may, at a later date, allow existing Annuity Owners to purchase an optional Death Benefit subject to our rules and any changes or restrictions in the benefits. Certain terms and conditions may differ between jurisdictions once approved and if you purchase your Annuity as part of an exchange, replacement or transfer, in whole or in part, from any other Annuity we issue.
The "Combination 5% Roll-up and Highest Anniversary Value" Death Benefit may
only be elected individually, and cannot be elected in combination with any other optional death benefit.

ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT

The Enhanced Beneficiary Protection Optional Death Benefit can provide additional amounts to your Beneficiary that may be used to offset federal and state taxes payable on any taxable gains in your Annuity at the time of your death. Whether this benefit is appropriate for you may depend on your particular circumstances, including other financial resources that may be available to your
Beneficiary to pay taxes on your Annuity should you die during the accumulation period. No benefit is payable if death occurs on or after the Annuity Date.

The Enhanced Beneficiary Protection Optional Death Benefit provides a benefit that is payable in addition to the basic Death Benefit. If the Annuity has one
Owner, the Owner must be age 75 or less at the time the benefit is purchased. If the Annuity has joint Owners, the oldest Owner must be age 75 or less. If the
Annuity is owned by an entity, the Annuitant must be age 75 or less.

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AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Death Benefit continued

CALCULATION OF ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT

If you purchase the Enhanced Beneficiary Protection Optional Death Benefit, the
Death Benefit is calculated as follows:

1. the basic Death Benefit described above; PLUS

2. 40% of your "Growth" under the Annuity, as defined below.

"Growth" means the sum of your Account Value in the variable investment options and your Interim Value in the Fixed Allocations, minus the total of all Purchase
Payments reduced by the sum of all proportional withdrawals.

"Proportional withdrawals" are determined by calculating the percentage of your
Account Value that each prior withdrawal represented when withdrawn.

The Enhanced Beneficiary Protection Optional Death Benefit is subject to a maximum of 100% of all Purchase Payments applied to the Annuity at least 12 months prior to the death of the decedent that triggers the payment of the Death
Benefit.

The Enhanced Beneficiary Protection Optional Death Benefit described above is currently being offered in those jurisdictions where we have received regulatory approval. Certain terms and conditions may differ between jurisdictions once approved. Please refer to the section entitled "Tax Considerations" for a discussion of special tax considerations for purchasers of this benefit. The
Enhanced Beneficiary Protection Death Benefit is not available if you elect the
"Combination 5% Roll-up and Highest Anniversary Value" Death Benefit.

See Appendix B for examples of how the Enhanced Beneficiary Protection Optional
Death Benefit is calculated.

Highest Anniversary Value Death Benefit ("HAV")

If the Annuity has one Owner, the Owner must be age 79 or less at the time
Highest Anniversary Value Optional Death Benefit is purchased. If the Annuity has joint Owners, the oldest Owner must be age 79 or less. If the Annuity is owned by an entity, the Annuitant must be age 79 or less.

Certain of the Portfolios offered as Sub-accounts under the Annuity are not available if you elect the Highest Anniversary Value Death Benefit. In addition, we reserve the right to require you to use certain asset allocation model(s) if you elect this death benefit.

CALCULATION OF HIGHEST ANNIVERSARY VALUE DEATH BENEFIT

The HAV Death Benefit depends on whether death occurs before or after the Death
Benefit Target Date.

If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greater of:

1. the basic Death Benefit described above; and

2. the Highest Anniversary Value as of the Owner's date of death.

If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:

1. the basic Death Benefit described above; and

2. the Highest Anniversary Value on the Death Benefit Target Date plus the sum of all Purchase Payments less the sum of all proportional withdrawals since the
Death Benefit Target Date.

The amount determined by this calculation is increased by any Purchase Payments received after the Owner's date of death and decreased by any proportional withdrawals since such date.

The Highest Anniversary Value Death Benefit described above is currently being offered in those jurisdictions where we have received regulatory approval.
Certain terms and conditions may differ between jurisdictions once approved. The
Highest Anniversary Value Death Benefit is not available if you elect the
"Combination 5% Roll-up and Highest Anniversary Value" or the "Highest Daily
Value" Death Benefit.

Please refer to the definition of Death Benefit Target Date below. This death benefit may not be an appropriate feature where the Owner's age is near the age specified in the Death Benefit Target Date. This is because the benefit may not have the same potential for growth as it otherwise would, since there will be fewer contract anniversaries before the death benefit target date is reached.
The death benefit target date under this death benefit is earlier than the death benefit target date under the Combination 5% Roll-up and Highest Anniversary
Value Death Benefit for Owners who are age 76 or older when the Annuity is issued, which may result in a lower value

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AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

on the death benefit, since there will be fewer contract anni- versaries before the death benefit target date is reached. See Appendix B for examples of how the
Highest Anniversary Value Death Benefit is calculated.

COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT

If the Annuity has one Owner, the Owner must be age 79 or less at the time the
Combination 5% Roll-up and HAV Optional Death Benefit is purchased. If the
Annuity has joint Owners, the oldest Owner must be age 79 or less. If the
Annuity is owned by an entity, the Annuitant must be age 79 or less.

Certain of the Portfolios offered as Sub-accounts under the Annuity are not available if you elect the Combination 5% Roll-up and HAV Death Benefit. In addition, we reserve the right to require you to use certain asset allocation model(s) if you elect this death benefit.

Calculation of the Combination 5% Roll-up and Highest Anniversary Value Death
Benefit

The Combination 5% Roll-up and HAV Death Benefit equals the greatest of:

1. the basic Death Benefit described above; and

2. the Highest Anniversary Value death benefit described above, and

3. 5% Roll-up described below.

The calculation of the 5% Roll-up depends on whether death occurs before or after the Death Benefit Target Date.

If the Owner dies before the Death Benefit Target Date the 5% Roll up is equal to:

..    all Purchase Payments increasing at an annual effective interest rate of 5%
     starting on the date that each Purchase Payment is made and ending on the
     Owner's date of death; MINUS

..    the sum of all withdrawals, dollar for dollar up to 5% of the death benefit's value as of the prior contract anniversary (or issue date if the withdrawal is in the first contract year). Any withdrawals in excess of the
     5% dollar for dollar limit are proportional.

If the Owner dies on or after the Death Benefit Target Date the 5% Roll-up is equal to:

..    the 5% Roll-up value as of the Death Benefit Target Date increased by total
     Purchase Payments made after the Death Benefit Target Date; MINUS

..    the sum of all withdrawals which reduce the 5% Roll-up proportionally.

Please refer to the definitions of Death Benefit Target Date below. This death benefit may not be an appropriate feature where the Owner's age is near the age specified in the Death Benefit Target Date. This is because the benefit may not have the same potential for growth as it otherwise would, since there will be fewer Annuity anniversaries before the Death Benefit Target Date is reached.

The Combination 5% Roll-up and Highest Anniversary Value Death Benefit described above is currently being offered in those jurisdictions where we have received regulatory approval. Certain terms and conditions may differ between jurisdictions once approved. The "Combination 5% Roll-up and Highest Anniversary
Value" Death Benefit is not available if you elect any other optional death benefit.

See Appendix B for examples of how the Combination 5% Roll-up and Highest
Anniversary Value Death Benefit is calculated.

Key Terms Used with the Highest Anniversary Value Death Benefit and the
Combination 5% Roll-up and Highest Anniversary Value Death Benefit:

..    The Death Benefit Target Date for the Highest Anniversary Value Death
     Benefit is the contract anniversary on or after the 80th birthday of the current Owner, the oldest of either joint Owner or the Annuitant, if entity owned.

..    The Death Benefit Target Date for the Combination 5% Roll-up and HAV Death
     Benefit is the later of the contract anniversary on or after the 80th birthday of the current Owner, the oldest of either joint Owner or the
     Annuitant, if entity owned, or five years after the Issue Date of the
     Annuity.

..    The Highest Anniversary Value equals the highest of all previous
     "Anniversary Values" less proportional withdrawals since such anniversary and plus any Purchase Payments since such anniversary.

..    The Anniversary Value is the Account Value as of each anniversary of the
     Issue Date of the Annuity. The Anniversary Value on the Issue Date is equal to your Purchase Payment.

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AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Death Benefit continued

..    Proportional withdrawals are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn.
     Proportional withdrawals result in a reduction to the Highest Anniversary
     Value or 5% Roll-up value by reducing such value in the same proportion as the Account Value was reduced by the withdrawal as of the date the withdrawal occurred. For example, if your Highest Anniversary Value or 5%
     Roll-up value is $125,000 and you subsequently withdraw $10,000 at a time when your Account Value is equal to $100,000 (a 10% reduction), when calculating the optional Death Benefit we will reduce your Highest
     Anniversary Value ($125,000) by 10% or $12,500.

Highest Daily Value Death Benefit ("HDV")

If the Annuity has one Owner, the Owner must be age 79 or less at the time the
Highest Daily Value Death Benefit is elected. If the Annuity has joint Owners, the older Owner must be age 79 or less. If there are Joint Owners, death of the
Owner refers to the first to die of the Joint Owners. If the Annuity is owned by an entity, the Annuitant must be age 79 or less and death of the Owner refers to the death of the Annuitant.

If you elect this benefit, you must allocate your Account Value in accordance with an eligible model under an available asset allocation program or in accordance with other options that we may permit. Because this benefit, once elected, may not be terminated, you must keep your Account Value allocated to an eligible model throughout the life of the Annuity. You may, however, switch from one eligible model to another eligible model. Our asset allocation programs are generally described in the "Are Any Asset Allocation Programs Available?"
section above. For further information on asset allocation programs, please consult with your Investment Professional or call 1-800-680-8920.

The HDV Death Benefit depends on whether death occurs before or after the Death
Benefit Target Date.

If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greater of:

1. the basic Death Benefit described above; and

2. the HDV as of the Owner's date of death.

If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:

1. the basic Death Benefit described above; and

2. the HDV on the Death Benefit Target Date plus the sum of all Purchase
Payments less the sum of all proportional withdrawals since the Death Benefit
Target Date.

The amount determined by this calculation is increased by any Purchase Payments received after the Owner's date of death and decreased by any proportional withdrawals since such date.

The Highest Daily Value Death Benefit described above is currently being offered in those jurisdictions where we have received regulatory approval. Certain terms and conditions may differ between jurisdictions once approved. The Highest Daily
Value Death Benefit is not available if you elect the Guaranteed Return Option,
Guaranteed Return Option Plus, the "Combination 5% Roll-up and Highest
Anniversary Value" Death Benefit, or the Highest Anniversary Value Death
Benefit.

KEY TERMS USED WITH THE HIGHEST DAILY VALUE DEATH BENEFIT:

..    The Death Benefit Target Date for the Highest Daily Value Death Benefit is
     the later of the Annuity anniversary on or after the 80th birthday of the current Owner, or the older of either the joint Owner or the Annuitant, if entity owned, or five years after the Issue Date of the Annuity.

..    The Highest Daily Value equals the highest of all previous "Daily Values"
     less proportional withdrawals since such date and plus any Purchase
     Payments since such date.

..    The Daily Value is the Account Value as of the end of each Valuation Day.
     The Daily Value on the Issue Date is equal to your Purchase Payment.

..    Proportional withdrawals are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn.
     Proportional withdrawals result in a reduction to the Highest Daily Value by reducing such value in the same proportion as the Account Value was reduced by the withdrawal as of the date the withdrawal occurred. For example, if your Highest Daily Value is $125,000 and you subsequently withdraw $10,000 at a time when your Account Value is equal to $100,000 (a
     10% reduction), when calculating the optional Death Benefit we will reduce your Highest Daily Value ($125,000) by 10% or $12,500.

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AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Please see Appendix B to this prospectus for a hypothetical example of how the
HDV Death Benefit is calculated.

ANNUITIES WITH JOINT OWNERS

For Annuities with Joint Owners, the Death Benefits are calculated as shown above except that the age of the oldest of the Joint Owners is used to determine the Death Benefit Target Date. NOTE: If you and your spouse own the Annuity jointly, we will pay the Death Benefit to the Beneficiary. If the sole primary
Beneficiary is the surviving spouse, then the surviving spouse can elect to assume ownership of the Annuity and continue the Annuity instead of receiving the Death Benefit.

Annuities owned by entities

For Annuities owned by an entity, the Death Benefits are calculated as shown above except that the age of the Annuitant is used to determine the Death
Benefit Target Date. Payment of the Death Benefit is based on the death of the
Annuitant (or Contingent Annuitant, if applicable).

Can I terminate the optional Death Benefits? Do the optional Death Benefits terminate under other circumstances?

You can terminate the Enhanced Beneficiary Protection Death Benefit and Highest
Anniversary Value Death Benefit at any time. The "Combination 5% Roll-up and HAV
Death Benefit" and the HDV Death Benefit may not be terminated once elected. The optional Death Benefits will terminate automatically on the Annuity Date. We may also terminate any optional Death Benefit if necessary to comply with our interpretation of the Code and applicable regulations.

What are the charges for the optional Death Benefits?

We deduct a charge equal to 0.25% per year of the average daily net assets of the Sub-accounts for each of the Highest Anniversary Value Death Benefit and the
Enhanced Beneficiary Protection Death Benefit and 0.50% per year of the average daily net assets of the Sub-accounts for the "Combination 5% Roll-up and HAV
Death Benefit" and the HDV Death Benefit. We deduct the charge for each of these benefits to compensate American Skandia for providing increased insurance protection under the optional Death Benefits.

Please refer to the section entitled "Tax Considerations" for additional considerations in relation to the optional Death Benefit.

AMERICAN SKANDIA'S ANNUITY REWARDS

WHAT IS THE ANNUITY REWARDS BENEFIT?

The Annuity Rewards Benefit offers Owners the ability to capture any market gains since the Issue Date of their Annuity as an enhancement to their current
Death Benefit so their Beneficiaries will not receive less than the Annuity's value as of the effective date of the benefit. Under the Annuity Rewards benefit, American Skandia guarantees that the Death Benefit will not be less than:

..    your Account Value in the variable investment options plus the Interim
     Value in any Fixed Allocations as of the effective date of the benefit

..    MINUS any proportional withdrawals* following the effective date of the benefit

..    PLUS any additional Purchase Payments applied to the Annuity following the effective date of the benefit.

The Annuity Rewards Death Benefit enhancement does not affect the basic Death
Benefit calculation and any Optional Death Benefits available under the Annuity.
If the Death Benefit amount payable under your Annuity's basic Death Benefit or any Optional Death Benefits you purchase is greater than the enhanced Death
Benefit under the Annuity Rewards Benefit on the date the Death Benefit is calculated, your Beneficiary will receive the higher amount.

Who is eligible for the Annuity Rewards Benefit?

Owners can elect the Annuity Rewards Death Benefit enhancement following the fourth (4th) anniversary of the Annuity's Issue Date. However, the Account Value
on the date that the Annuity Rewards Benefit is effective must be greater than the amount that would be payable to the Beneficiary under the Death Benefit
(including any amounts payable under any optional death benefit then in effect).
The effective date must occur before annuity payments begin. There can only be one effective date for the Annuity Rewards Death Benefit enhancement. There is no additional charge for electing the Annuity Rewards Death Benefit enhancement.

PAYMENT OF DEATH BENEFITS

PAYMENT OF DEATH BENEFIT TO BENEFICIARY

Except in the case of a spousal assumption as described below, in the event of your death, the death benefit must be distributed:

*    "Proportional withdrawals" are determined by calculating the percentage of the Account Value that each withdrawal represented when withdrawn. For example, a withdrawal of 50% of your Account Value would be treated as a
     50% reduction in the amount payable under the Death Benefit.

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AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Death Benefit continued

..    as a lump sum amount at any time within five (5) years of the date of death; or

..    as a series of annuity payments not extending beyond the life expectancy of the Beneficiary or over the life of the Beneficiary. Payments under this option must begin within one year of the date of death.

Unless you have made an election prior to death benefit proceeds becoming due, a
Beneficiary can elect to receive the Death Benefit proceeds as a series of fixed annuity payments (annuity payment options 1-4) or as a series of variable annuity payments (annuity payment options 1-3 or 5 and 6). See the section entitled "What Types of Annuity Options are Available."

SPOUSAL BENEFICIARY -- ASSUMPTION OF ANNUITY

You may name your spouse as your Beneficiary. If you and your spouse own the
Annuity jointly, we assume that the sole primary Beneficiary will be the surviving spouse unless you elect an alternative Beneficiary designation. Unless you elect an alternative Beneficiary designation, the spouse Beneficiary may elect to assume ownership of the Annuity instead of taking the Death Benefit payment. Any Death Benefit (including any optional Death Benefits) that would have been payable to the Beneficiary will become the new Account Value as of the date we receive due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the surviving spouse, the new Account Value will be considered as the initial Purchase Payment. No CDSC will apply to the new
Account Value. However, any additional Purchase Payments applied after the date the assumption is effective will be subject to all provisions of the Annuity, including any CDSC that may apply to the additional Purchase Payments.

See the section entitled "Managing Your Annuity -- Spousal Contingent Annuitant"
for a discussion of the treatment of a spousal Contingent Annuitant in the case of the death of the Annuitant in an entity owned Annuity.

QUALIFIED BENEFICIARY CONTINUATION OPTION

The Code provides for alternative death benefit payment options when an Annuity is used as an IRA, 403(b) or other "qualified investment" that requires Minimum
Distributions. Upon the Owner's death under an IRA, 403(b) or other "qualified investment", a Beneficiary may generally elect to continue the Annuity and receive Minimum Distributions under the Annuity instead of receiving the death benefit in a single payment. The available payment options will depend on whether the Owner died on or before the date he or she was required to begin receiving Minimum Distributions under the Code and whether the Beneficiary is the surviving spouse.

..    If death occurs before the date Minimum Distributions must begin under the
     Code, the Death Benefit can be paid out in either a lump sum, within five years from the date of death, or over the life or life expectancy of the designated Beneficiary (as long as payments begin by December 31st of the year following the year of death). However, if the spouse is the
     Beneficiary, the Death Benefit can be paid out over the life or life expectancy of the spouse with such payments beginning no earlier than
     December 31st of the year following the year of death or December 31st of the year in which the deceased would have reached age 70 1/2, which ever is later.

..    If death occurs after the date Minimum Distributions must begin under the
     Code, the Death Benefit must be paid out at least as rapidly as under the method then in effect.

A Beneficiary has the flexibility to take out more each year than required under the Minimum Distribution rules. Until withdrawn, amounts in an IRA, 403(b) or other "qualified investment" continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the Minimum
Distribution rules, are subject to tax. You may wish to consult a professional tax advisor for tax advice as to your particular situation.

Upon election of this Qualified Beneficiary Continuation option:

..    the Annuity contract will be continued in the Owner's name, for the benefit of the Beneficiary.

..    the Beneficiary will be charged at an amount equal to 1.40% daily against the average daily assets allocated to the Sub-accounts.

..    the Account Value will be equal to any Death Benefit (including any optional Death Benefit) that would have been payable to the Beneficiary if they had taken a lump sum distribution.

..    the Beneficiary may request transfers among Sub-accounts, subject to the same limitations and restrictions that applied

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AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

     to the Owner, except that the Sub-accounts offered will be those offered under the Qualified Beneficiary Continuation option at the time the option is elected.

..    the Fixed Allocations will be those offered under the Qualified Beneficiary
     Continuation option at the time the option is elected.

..    no additional Purchase Payments can be applied to the Annuity.

..    other optional Benefits will be those offered under the Qualified
     Beneficiary Continuation option at the time of election.

..    the basic Death Benefit and any optional Death Benefits elected by the
     Owner will no longer apply to the Beneficiary.

..    the Beneficiary can request a withdrawal of all or a portion of the Account
     Value at any time without application of a CDSC.

..    upon the death of the Beneficiary, any remaining Account Value will be paid in a lump sum to the person(s) named by the Beneficiary.

..    all amounts in the Annuity must be paid out to the Beneficiary according to the Minimum Distribution rules described above.

Your Beneficiary will be provided with a prospectus and settlement option that will describe this option at the time he or she elects this option. Please contact American Skandia for additional information on the availability, restrictions and limitations that will apply to a Beneficiary under the
Qualified Beneficiary Continuation option.

Are there any exceptions to these rules for paying the Death Benefit?

Yes, there are exceptions that apply no matter how your Death Benefit is calculated. There are exceptions to the Death Benefit if the decedent was not the Owner or Annuitant as of the Issue Date and did not become the Owner or
Annuitant due to the prior Owner's or Annuitant's death. Any Death Benefit
(including any optional Death Benefit) that applies will be suspended for a two-year period from the date he or she first became Owner or Annuitant. After the two-year suspension period is completed, the Death Benefit is the same as if this person had been an Owner or Annuitant on the Issue Date.

When do you determine the Death Benefit?

We determine the amount of the Death Benefit as of the date we receive "due proof of death", any instructions we require to determine the method of payment and any other written representations we require to determine the proper payment of the Death Benefit to all Beneficiaries. "Due proof of death" may include a certified copy of a death certificate, a certified copy of a decree of a court of competent jurisdiction as to the finding of death or other satisfactory proof of death. Upon our receipt of "due proof of death" we automatically transfer the
Death Benefit to the AST Money Market Sub-account until we further determine the universe of eligible Beneficiaries. Once the universe of eligible Beneficiaries has been determined each eligible Beneficiary may allocate his or her eligible share of the Death Benefit to the Sub-accounts according to our rules.

Each Beneficiary must make an election as to the method they wish to receive their portion of the Death Benefit. Absent an election of a Death Benefit payment method, no Death Benefit can be paid to the Beneficiary. We may require written acknowledgment of all named Beneficiaries before we can pay the Death
Benefit. During the period from the date of death until we receive all required paper work, the amount of the Death Benefit may be subject to market fluctuations.

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VALUING YOUR INVESTMENT

HOW IS MY ACCOUNT VALUE DETERMINED?

During the accumulation period, the Annuity has an Account Value. The Account
Value is determined separately for each Sub-account allocation and for each
Fixed Allocation. The Account Value is the sum of the values of each Sub-account allocation and the value of each Fixed Allocation. The Account Value does not reflect any CDSC that may apply to a withdrawal or surrender. The Account Value includes any loyalty credit we apply. When determining the Account Value on a day more than 30 days prior to a Fixed Allocation's Maturity Date, the Account
Value may include any Market Value Adjustment that would apply to a Fixed
Allocation (if withdrawn or transferred) on that day.

WHAT IS THE SURRENDER VALUE OF MY ANNUITY?

The Surrender Value of your Annuity is the value available to you on any day during the accumulation period. The Surrender Value is defined under "Glossary of Terms" above.

HOW AND WHEN DO YOU VALUE THE SUB-ACCOUNTS?

When you allocate Account Value to a Sub-account, you are purchasing units of the Sub-account. Each Sub-account invests exclusively in shares of an underlying
Portfolio. The value of the Units fluctuates with the market fluctuations of the
Portfolios. The value of the Units also reflects the daily accrual for the
Insurance Charge and if you elected one or more optional benefits whose annual charge is deducted daily, the additional charge made for such benefits. There may be several different Unit Prices for each Sub-account to reflect the
Insurance Charge and the charges for any optional benefits. The Unit Price for the Units you purchase will be based on the total charges for the benefits that apply to your Annuity. See the section entitled "What Happens to My Units When
There is a Change in Daily Asset-Based Charges?" for a detailed discussion of how Units are purchased and redeemed to reflect changes in the daily charges that apply to your Annuity.

Each Valuation Day, we determine the price for a Unit of each Sub-account, called the "Unit Price." The Unit Price is used for determining the value of transactions involving Units of the Sub-accounts. We determine the number of
Units involved in any transaction by dividing the dollar value of the transaction by the Unit Price of the Sub-account as of the Valuation Day.

EXAMPLE

Assume you allocate $5,000 to a Sub-account. On the Valuation Day you make the allocation, the Unit Price is $14.83. Your $5,000 buys 337.154 Units of the
Sub-account. Assume that later, you wish to transfer $3,000 of your Account
Value out of that Sub-account and into another Sub-account. On the Valuation Day you request the transfer, the Unit Price of the original Sub-account has increased to $16.79. To transfer $3,000, we sell 178.677 Units at the current
Unit Price, leaving you 158.477 Units. We then buy $3,000 of Units of the new
Sub-account at the Unit Price of $17.83. You would then have 168.255 Units of the new Sub-account.

HOW DO YOU VALUE FIXED ALLOCATIONS?

During the Guarantee Period, we use the concept of an Interim Value. The Interim
Value can be calculated on any day and is equal to the initial value allocated to a Fixed Allocation plus all interest credited to a Fixed Allocation as of the date calculated. The Interim Value does not include the impact of any Market
Value Adjustment. If you made any transfers or withdrawals from a Fixed
Allocation, the Interim Value will reflect the withdrawal of those amounts and any interest credited to those amounts before they were withdrawn. To determine the Account Value of a Fixed Allocation on any day more than 30 days prior to its Maturity Date, we multiply the Account Value of the Fixed Allocation times the Market Value Adjustment factor.

WHEN DO YOU PROCESS AND VALUE TRANSACTIONS?

American Skandia is generally open to process financial transactions on those days that the New York Stock Exchange (NYSE) is open for trading. There may be circumstances where the NYSE does not open on a regularly scheduled date or time or closes at an earlier time than scheduled (normally 4:00 p.m. EST). Financial transactions requested before the close of the NYSE which meet our requirements will be processed according to the value next determined following the close of business. Financial transactions requested on a non-business day or after the close of the NYSE will be processed based on the value next computed on the next
Valuation Day. There may be circumstances when the opening or closing time of the NYSE is different than other major stock exchanges, such as NASDAQ or the
American Stock Exchange. Under such circumstances, the closing time of the NYSE will be used when valuing and processing transactions.

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There may be circumstances where the NYSE is open, how- ever, due to inclement weather, natural disaster or other circumstances beyond our control, our offices may be closed or our business processing capabilities may be restricted. Under those circumstances, your Account Value may fluctuate based on changes in the
Unit Values, but you may not be able to transfer Account Value, or make a purchase or redemption request.

The NYSE is closed on the following nationally recognized holidays: New Year's
Day, Martin Luther King, Jr. Day, Washington's Birthday, Good Friday, Memorial
Day, Independence Day, Labor Day, Thanksgiving, and Christmas. On those dates, we will not process any financial transactions involving purchase or redemption orders.

American Skandia will also not process financial transactions involving purchase or redemption orders or transfers on any day that:

..    trading on the NYSE is restricted; o an emergency exists making redemption or valuation of securities held in the separate account impractical; or

..    the SEC, by order, permits the suspension or postponement for the protection of security holders.

Initial Purchase Payments: We are required to allocate your initial Purchase
Payment to the Sub-accounts within two (2) business days after we receive all of our requirements at our office to issue the Annuity. If we do not have all the required information to allow us to issue your Annuity, we may retain the
Purchase Payment while we try to reach you or your representative to obtain all of our requirements. If we are unable to obtain all of our required information within five (5) business days, we are required to return the Purchase Payment to you at that time, unless you specifically consent to our retaining the Purchase
Payment while we gather the required information. Once we obtain the required information, we will invest the Purchase Payment and issue the Annuity within two (2) business days. During any period that we are trying to obtain the required information, your money is not invested.

Additional Purchase Payments: We will apply any additional Purchase Payments on the Valuation Day that we receive the Purchase Payment at our office with satisfactory allocation instructions. We will allocate any additional Purchase
Payments you make according to your most recent allocation instructions if none are provided.

Scheduled Transactions: "Scheduled" transactions include transfers under a
Dollar Cost Averaging, rebalancing, or asset allocation program, Systematic
Withdrawals, Minimum Distributions or annuity payments. Scheduled transactions are processed and valued as of the date they are scheduled, unless the scheduled day is not a Valuation Day. In that case, the transaction will be processed and valued on the next Valuation Day, unless the next Valuation Day falls in the subsequent calendar year, in which case the transaction will be processed and valued on the prior Valuation Day.

Unscheduled Transactions: "Unscheduled" transactions include any other non-scheduled transfers and requests for Partial Withdrawals or Free Withdrawals or Surrenders. Unscheduled transactions are processed and valued as of the
Valuation Day we receive the request at our Office and have all of the required information.

Medically-related Surrenders & Death Benefits: Medically-related surrender requests and Death Benefit claims require our review and evaluation before processing. We price such transactions as of the date we receive at our Office all supporting documentation we require for such transactions and that are satisfactory to us.

Transactions in ProFunds VP Sub-accounts: Generally, purchase or redemption orders or transfer requests must be received by us by no later than the close of the NYSE to be processed on the current Valuation Day. However, any purchase or redemption order or transfer request involving the ProFunds VP Sub-accounts must be received by us no later than one hour prior to any announced closing of the applicable securities exchange (generally, 3:00 p.m. Eastern time) to be processed on the current Valuation Day. The "cut-off" time for such financial transactions involving a ProFunds VP Sub-account will be extended to 1/2 hour prior to any announced closing (generally, 3:30 p.m. Eastern time) for transactions submitted electronically through American Skandia's Internet website (www.americanskandia.prudential.com). You cannot request a transaction involving the purchase, redemption or transfer of units in one of the ProFunds
VP Sub-account between the applicable "cut-off" time and 4:00 p.m. Transactions received after 4:00 p.m. will be treated as received by us on the next Valuation
Day.

WHAT HAPPENS TO MY UNITS WHEN THERE IS A CHANGE IN DAILY ASSET-BASED CHARGES?

Termination of Optional Benefits: Except for the Guaranteed Minimum Income
Benefit, the Combination 5% Roll-up and Highest Anniversary Value Death Benefit
and the Highest Daily Value Death Benefit, which cannot be terminated by the owner once elected, if any optional benefit terminates, we will no longer deduct the charge we apply to purchase the optional

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Valuing Your Investment continued

benefit. Certain optional benefits may be added after you have purchased your
Annuity. On the date a charge no longer applies or a charge for an optional benefit begins to be deducted, your Annuity will become subject to a different daily asset-based charge. This change may result in the number of Units attributed to your Annuity and the value of those Units being different than it was before the change; however, the adjustment in the number of Units and Unit
Price will not affect your Account Value (although the change in charges that are deducted will affect your Account Value).

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TAX CONSIDERATIONS

The tax considerations associated with the Annuity vary depending on whether the contract is (i) owned by an individual and not associated with a tax-favored retirement plan (including contracts held by a non-natural person, such as a trust acting as an agent for a natural person), or (ii) held under a tax-favored retirement plan. We discuss the tax considerations for these categories of contracts below. The discussion is general in nature and describes only federal income tax law (not state or other tax laws). It is based on current law and interpretations, which may change. The discussion includes a description of certain spousal rights under the contract and under tax-qualified plans. Our administration of such spousal rights and related tax reporting accords with our understanding of the Defense of Marriage Act (which defines a "marriage" as a legal union between a man and a woman and a "spouse" as a person of the opposite sex). The information provided is not intended as tax advice. You should consult with a qualified tax advisor for complete information and advice. References to purchase payments below relates to your cost basis in your contract. Generally, your cost basis in a contract not associated with a tax-favored retirement plan is the amount you pay into your contract, or into annuities exchanged for your contract, on an after-tax basis less any withdrawals of such payments. This contract may also be purchased as a non-qualified annuity (i.e., a contract not held under a tax-favored retirement plan) by a trust or custodial IRA or 403(b)
account, which can hold other permissible assets other than the annuity. The terms and administration of the trust or custodial account in accordance with the laws and regulations for IRAs or 403(b)s, as applicable, are the responsibility of the applicable trustee or custodian.

CONTRACTS OWNED BY INDIVIDUALS (NOT ASSOCIATED WITH TAX-FAVORED RETIREMENT
PLANS)

TAXES PAYABLE BY YOU

We believe the contract is an annuity contract for tax purposes. Accordingly, as a general rule, you should not pay any tax until you receive money under the contract.

Generally, annuity contracts issued by the same company (and affiliates) to you during the same calendar year must be treated as one annuity contract for purposes of determining the amount subject to tax under the rules described below.

It is possible that the Internal Revenue Service (IRS) would assert that some or all of the charges for the optional benefits under the contract should be treated for federal income tax purposes as a partial withdrawal from the contract. If this were the case, the charge for this benefit could be deemed a withdrawal and treated as taxable to the extent there are earnings in the contract. Additionally, for owners under age 59 1/2, the taxable income attributable to the charge for the benefit could be subject to a tax penalty.

If the IRS determines that the charges for one or more benefits under the contract are taxable withdrawals, then the sole or surviving owner will be provided with a notice from us describing available alternatives regarding these benefits.

If you choose to defer the Annuity Date beyond the default date for your
Annuity, the IRS may not consider your contract to be an annuity under the tax law. For more information, see "How and When Do I Choose the Annuity Payment
Option?".

TAXES ON WITHDRAWALS AND SURRENDER

If you make a withdrawal from your contract or surrender it before annuity payments begin, the amount you receive will be taxed as ordinary income, rather than as return of purchase payments, until all gain has been withdrawn. You will generally be taxed on any withdrawals from the contract while you are alive even if the withdrawal is paid to someone else.

If you assign or pledge all or part of your contract as collateral for a loan, the part assigned generally will be treated as a withdrawal.

If you transfer your contract for less than full consideration, such as by gift, you will trigger tax on any gain in the contract. This rule does not apply if you transfer the contract to your spouse or under most circumstances if you transfer the contract incident to divorce.

TAXES ON ANNUITY PAYMENTS

A portion of each annuity payment you receive will be treated as a partial return of your purchase payments and will not be taxed. The remaining portion will be taxed as ordinary income. Generally, the nontaxable portion is determined by multiplying the annuity payment you receive by a fraction, the numerator of which is your purchase payments (less any amounts previously received tax-free) and the denominator of which is the total expected payments under the contract.

After the full amount of your purchase payments have been recovered tax-free, the full amount of the annuity payments will be taxable. If annuity payments stop due to the death of the annuitant before the full amount of your purchase payments have been recovered, a tax deduction may be allowed for the unrecovered amount.

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Tax Considerations continued

TAX PENALTY ON WITHDRAWALS AND ANNUITY PAYMENTS

Any taxable amount you receive under your contract may be subject to a 10% tax penalty. Amounts are not subject to this tax penalty if:

..    the amount is paid on or after you reach age 59 1/2 or die; o the amount received is attributable to your becoming disabled;

..    generally the amount paid or received is in the form of substantially equal payments not less frequently than annually (Please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years. Modification of payments during that time period will result in retroactive application of the 10% tax penalty.); or

..    the amount received is paid under an immediate annuity contract (in which annuity payments begin within one year of purchase).

SPECIAL RULES IN RELATION TO TAX-FREE EXCHANGES UNDER SECTION 1035

Section 1035 of the Internal Revenue Code of 1986, as amended (Code) permits certain tax-free exchanges of a life insurance, annuity or endowment contract for an annuity. If the annuity is purchased through a tax-free exchange of a life insurance, annuity or endowment contract that was purchased prior to August
14, 1982, then any purchase payments made to the original contract prior to
August 14, 1982 will be treated as made to the new contract prior to that date.

(See Federal Tax Status section in the Statement of Additional Information.)

Partial surrenders may be treated in the same way as tax-free 1035 exchanges of entire contracts, therefore avoiding current taxation of any gains in the contract as well as the 10% tax penalty on pre-age 59 1/2 withdrawals. The IRS has reserved the right to treat transactions it considers abusive as ineligible for this favorable partial 1035 exchange treatment. We do not know what transactions may be considered abusive. For example we do not know how the IRS may view early withdrawals or annuitizations after a partial exchange. In addition, it is unclear how the IRS will treat a partial exchange from a life insurance, endowment, or annuity contract into an immediate annuity. As of the date of this prospectus, we will accept a partial 1035 exchange from a non-qualified annuity into an immediate annuity as a "tax-free" exchange for future tax reporting purposes, except to the extent that we, as a reporting and withholding agent, believe that we would be expected to deem the transaction to be abusive. However, some insurance companies may not recognize these partial surrenders as tax-free exchanges and may report them as taxable distributions to the extent of any gain distributed as well as subjecting the taxable portion of the distribution to the 10% tax penalty. We strongly urge you to discuss any transaction of this type with your tax advisor before proceeding with the transaction.

TAXES PAYABLE BY BENEFICIARIES

The death benefit options are subject to income tax to the extent the distribution exceeds the cost basis in the contract. The value of the death benefit, as determined under federal law, is also included in the owner's estate.

Generally, the same tax rules described above would also apply to amounts received by your beneficiary. Choosing any option other than a lump sum death benefit may defer taxes. Certain minimum distribution requirements apply upon your death, as discussed further below.

Tax consequences to the beneficiary vary among the death benefit payment options.

..    Choice 1: the beneficiary is taxed on earnings in the contract.

..    Choice 2: the beneficiary is taxed as amounts are withdrawn (in this case earnings are treated as being distributed first).

..    Choice 3: the beneficiary is taxed on each payment (part will be treated as earnings and part as return of premiums).

Considerations for Contingent Annuitants: There may be adverse tax consequences if a Contingent Annuitant succeeds an Annuitant when the Annuity is owned by a trust that is neither tax exempt nor qualifies for preferred treatment under certain sections of the Code. In general, the Code is designed to prevent indefinite deferral of tax. Continuing the benefit of tax deferral by naming one or more Contingent Annuitants when the Annuity is owned by a non-qualified trust might be deemed an attempt to extend the tax deferral for an indefinite period.
Therefore, adverse tax treatment may depend on the terms of the trust, who is named as Contingent Annuitant, as well as the particular facts and circumstances. You should consult your tax advisor before naming a Contingent
Annuitant if you expect to use an Annuity in such a fashion.

REPORTING AND WITHHOLDING ON DISTRIBUTIONS

Taxable amounts distributed from your annuity contracts are subject to federal and state income tax reporting and withholding. In general, we will withhold federal income tax from the taxable portion of such distribution based on the type of distribution. In the case of an annuity or similar periodic payment, we will withhold as if you are a married individual with 3 exemptions unless you designate a different withholding status. In the case of all other distributions, we will withhold at a

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10% rate. You may generally elect not to have tax withheld from your payments.
An election out of withholding must be made on forms that we provide.

State income tax withholding rules vary and we will withhold based on the rules of your State of residence. Special tax rules apply to withholding for nonresident aliens, and we generally withhold income tax for nonresident aliens at a 30% rate. A different withholding rate may be applicable to a nonresident alien based on the terms of an existing income tax treaty between the United
States and the nonresident alien's country. Please refer to the discussion below regarding withholding rules for tax favored plans (for example, an IRA).

Regardless of the amount withheld by us, you are liable for payment of federal and state income tax on the taxable portion of annuity distributions. You should consult with your tax advisor regarding the payment of the correct amount of these income taxes and potential liability if you fail to pay such taxes.

ANNUITY QUALIFICATION

Diversification And Investor Control. In order to qualify for the tax rules applicable to annuity contracts described above, the assets underlying the variable investment options of the annuity contract must be diversified, according to certain rules. We believe these diversification rules will be met.

An additional requirement for qualification for the tax treatment described above is that we, and not you as the contract owner, must have sufficient control over the underlying assets to be treated as the owner of the underlying assets for tax purposes. While we also believe these investor control rules will be met, the Treasury Department may promulgate guidelines under which a variable annuity will not be treated as an annuity for tax purposes if persons with ownership rights have excessive control over the investments underlying such variable annuity. It is unclear whether such guidelines, if in fact promulgated, would have retroactive effect. It is also unclear what effect, if any, such guidelines may have on transfers between the investment options offered pursuant to this Prospectus. We will take any action, including modifications to your
Annuity or the investment options, required to comply with such guidelines if promulgated.

Please refer to the Statement of Additional information for further information on these Diversification and Investor Control issues.

Required Distributions Upon Your Death. Upon your death, certain distributions must be made under the contract. The required distributions depend on whether you die before you start taking annuity payments under the contract or after you start taking annuity payments under the contract.

If you die on or after the annuity date, the remaining portion of the interest in the contract must be distributed at least as rapidly as under the method of distribution being used as of the date of death.

If you die before the annuity date, the entire interest in the contract must be distributed within 5 years after the date of death. However, if a periodic payment option is selected by your designated beneficiary and if such payments begin within 1 year of your death, the value of the contract may be distributed over the beneficiary's life or a period not exceeding the beneficiary's life expectancy. Your designated beneficiary is the person to whom benefit rights under the contract pass by reason of death, and must be a natural person in order to elect a periodic payment option based on life expectancy or a period exceeding five years.

If the contract is payable to (or for the benefit of) your surviving spouse, that portion of the contract may be continued with your spouse as the owner.

Changes In The Contract. We reserve the right to make any changes we deem necessary to assure that the contract qualifies as an annuity contract for tax purposes. Any such changes will apply to all contract owners and you will be given notice to the extent feasible under the circumstances.

ADDITIONAL INFORMATION

You should refer to the Statement of Additional Information if:

..    The contract is held by a corporation or other entity instead of by an individual or as agent for an individual.

..    Your contract was issued in exchange for a contract containing purchase payments made before August 14, 1982.

..    You transfer your contract to, or designate, a beneficiary who is either 37
     1/2 years younger than you or a grandchild.

..    You purchased more than one annuity contract from the same insurer within the same calendar year (other than contracts held by tax favored plans).

CONTRACTS HELD BY TAX FAVORED PLANS

The following discussion covers annuity contracts held under tax-favored retirement plans.

Currently, the contract may be purchased for use in connection with individual retirement accounts and annuities (IRAs) which are subject to Sections 408(a),
408(b) and 408A of the Code. In addition, this contract may be purchased for use in

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Tax Considerations continued

connection with a corporate Pension and Profit-sharing plan (subject to 401(a)
of the Code), H.R. 10 plans (also known as Keogh Plans, subject to 401(a) of the
Code), Tax Sheltered Annuities (subject to 403(b) of the Code, also known as Tax
Deferred Annuities or TDAs), and Section 457 plans (subject to 457 of the Code).
This description assumes that you have satisfied the requirements for eligibility for these products.

This contract may also be purchased as a non-qualified annuity (i.e., a contract not held under a tax-favored retirement plan) by a trust or custodial IRA or
403(b) account, which can hold other permissible assets other than the annuity.
The terms and administration of the trust or custodial account in accordance with the laws and regulations for IRAs or 403(b)s, as applicable, are the responsibility of the applicable trustee or custodian.

You should be aware that tax favored plans such as IRAs generally provide income tax deferral regardless of whether they invest in annuity contracts. This means that when a tax favored plan invests in an annuity contract, it generally does not result in any additional tax benefits (such as income tax deferral and income tax free transfers).

TYPES OF TAX FAVORED PLANS

IRAs. If you buy a contract for use as an IRA, we will provide you a copy of the prospectus and contract. The "IRA Disclosure Statement" contains information about eligibility, contribution limits, tax particulars, and other IRA information. In addition to this information (some of which is summarized below), the IRS requires that you have a "free look" after making an initial contribution to the contract. During this time, you can cancel the contract by notifying us in writing, and we will refund all of the purchase payments under the contract (or, if provided by applicable state law, the amount credited under the contract, if greater), less any applicable federal and state income tax withholding.

Contributions Limits/Rollovers. Because of the way the contract is designed, you may purchase a contract for an IRA in connection with a "rollover" of amounts from a qualified retirement plan or transfer from another IRA. In 2005 the limit is $4,000; increasing to $5,000 in 2008. After 2008 the contribution amount will be indexed for inflation. The tax law also provides for a catch-up provision for individuals who are age 50 and above. These taxpayers will be permitted to contribute an additional $500, increasing to $1,000 in 2006 and years thereafter.

The "rollover" rules under the Code are fairly technical; however, an individual
(or his or her surviving spouse) may generally "roll over" certain distributions from tax favored retirement plans (either directly or within 60 days from the date of these distributions) if he or she meets the requirements for distribution. Once you buy the contract, you can make regular IRA contributions under the contract (to the extent permitted by law). However, if you make such regular IRA contributions, you should note that you will not be able to treat the contract as a "conduit IRA," which means that you will not retain possible favorable tax treatment if you subsequently "roll over" the contract funds originally derived from a qualified retirement plan or TDA into another Section
401(a) plan or TDA.

Required Provisions. Contracts that are IRAs (or endorsements that are part of the contract) must contain certain provisions:

..    You, as owner of the contract, must be the "annuitant" under the contract
     (except in certain cases involving the division of property under a decree of divorce);

..    Your rights as owner are non-forfeitable; o You cannot sell, assign or pledge the contract;

..    The annual contribution you pay cannot be greater than the maximum amount allowed by law, including catch-up contributions if applicable (which does not include any rollover amounts);

..    The date on which annuity payments must begin cannot be later than April
     1st of the calendar year after the calendar year you turn age 70 1/2; and

..    Death and annuity payments must meet "minimum distribution requirements"
     described below.

Usually, the full amount of any distribution from an IRA (including a distribution from this contract) which is not a rollover is taxable. As taxable income, these distributions are subject to the general tax withholding rules described earlier. In addition to this normal tax liability, you may also be liable for the following, depending on your actions:

..    A 10% "early distribution penalty" described below;

..    Liability for "prohibited transactions" if you, for example, borrow against the value of an IRA; or

..    Failure to take a minimum distribution also described below.

SEPs. SEPs are a variation on a standard IRA, and contracts issued to a SEP must satisfy the same general requirements described under IRAs (above). There are, however, some differences:

..    If you participate in a SEP, you generally do not include in income any employer contributions made to the SEP on your behalf up to the lesser of
     (a) $42,000 in 2005 or (b)

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     25% of the employee's earned income (not including contribution as "earned income" for these purposes). However, for these purposes, compensation in excess of certain limits established by the IRS will not be considered. In
     2005, this limit is $210,000;

..    SEPs must satisfy certain participation and nondiscrimination requirements not generally applicable to IRAs; and

..    SEPs for small employers permit salary deferrals up to $14,000 in 2005 with the employer making these contributions to the SEP. However, no new "salary reduction" or "SARSEPs" can be established after 1996. Individuals participating in a SARSEP who are age 50 or above by the end of the year will be permitted to contribute an additional $4,000 in 2005, increasing to
     $5,000 in 2006. Thereafter, the amount is indexed for inflation.

You will also be provided the same information, and have the same "free look"
period, as you would have if you purchased the contract for a standard IRA.

ROTH IRAs. Like standard IRAs, income within a Roth IRA accumulates tax-free, and contributions are subject to specific limits. Roth IRAs have, however, the following differences:

..    Contributions to a Roth IRA cannot be deducted from your gross income;

..    "Qualified distributions" from a Roth IRA are excludable from gross income.

A "qualified distribution" is a distribution that satisfies two requirements:
(1) the distribution must be made (a) after the owner of the IRA attains age 59
1/2; (b) after the owner's death; (c) due to the owner's disability; or (d) for a qualified first time homebuyer distribution within the meaning of Section
72(t)(2)(F) of the Code; and (2) the distribution must be made in the year that is at least five tax years after the first year for which a contribution was made to any Roth IRA established for the owner or five years after a rollover, transfer, or conversion was made from a traditional IRA to a Roth IRA.
Distributions from a Roth IRA that are not qualified distributions will be treated as made first from contributions and then from earnings, and taxed generally in the same manner as distributions from a traditional IRA.

..    If eligible (including meeting income limitations and earnings requirements), you may make contributions to a Roth IRA after attaining age
     70 1/2, and distributions are not required to begin upon attaining such age or at any time thereafter.

Because of the way the contract is designed, you may purchase a contract for a
Roth IRA in connection with a "rollover" of amounts of another traditional IRA, conduit IRA, SEP, SIMPLE-IRA or Roth IRA. The Code permits persons who meet certain income limitations (generally, adjusted gross income under $100,000), and who receive certain qualifying distributions from such non-Roth IRAs, to directly rollover or make, within 60 days, a "rollover" of all or any part of the amount of such distribution to a Roth IRA which they establish. This conversion triggers current taxation (but is not subject to a 10% early distribution penalty). Once the contract has been purchased, regular Roth IRA contributions will be accepted to the extent permitted by law.

TDAs. You may own a TDA generally if you are either an employer or employee of a tax-exempt organization (as defined under Code Section 501 (c)(3)) or a public educational organization, and you may make contributions to a TDA so long as the employee's rights to the annuity are nonforfeitable. Contributions to a TDA, and any earnings, are not taxable until distribution. You may also make contributions to a TDA under a salary reduction agreement, generally up to a maximum of $14,000 in 2005. Individuals participating in a TDA who are age 50 or above by the end of the year will be permitted to contribute an additional
$4,000 in 2005, increasing to $5,000 in 2006. Thereafter, the amount is indexed for inflation. Further, you may roll over TDA amounts to another TDA or an IRA.
You may also roll over TDA amounts to a qualified retirement plan, a SEP and a
457 government plan. A contract may only qualify as a TDA if distributions
(other than "grandfathered" amounts held as of December 31, 1988) may be made only on account of:

..    Your attainment of age 59 1/2;

..    Your severance of employment;

..    Your death;

..    Your total and permanent disability; or

..    Hardship (under limited circumstances, and only related to salary deferrals and any earnings attributable to these amounts).

In any event, you must begin receiving distributions from your TDA by April 1st of the calendar year after the calendar year you turn age 70 1/2 or retire, whichever is later.

These distribution limits do not apply either to transfers or exchanges of investments under the contract, or to any "direct transfer" of your interest in the contract to another TDA or to a

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AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Tax Considerations continued

mutual fund "custodial account" described under Code Section 403(b)(7).

Employer contributions to TDAs are subject to the same general contribution, nondiscrimination, and minimum participation rules applicable to "qualified"
retirement plans.

MINIMUM DISTRIBUTION REQUIREMENTS AND PAYMENT OPTION

If you hold the contract under an IRA (or other tax-favored plan), IRS minimum distribution requirements must be satisfied. This means that generally payments must start by April 1 of the year after the year you reach age 70 1/2 and must be made for each year thereafter. The amount of the payment must at least equal the minimum required under the IRS rules. Several choices are available for calculating the minimum amount. More information on the mechanics of this calculation is available on request. Please contact us at a reasonable time before the IRS deadline so that a timely distribution is made. Please note that there is a 50% tax penalty on the amount of any minimum distribution not made in a timely manner.

Effective in 2006, in accordance with recent changes in laws and regulations, required minimum distributions will be calculated based on the sum of the contract value and the acturial value of any additional death benefits and benefits from optional riders that you have purchased under the contract. As a result, the required minimum distributions may be larger than if the calculation were based on the contract value only, which may in turn result in an earlier
(but not before the required beginning date) distribution under the Contract and an increased amount of taxable income distributed to the contract owner, and a reduction of death benefits and the benefits of any optional riders.

You can use the Minimum Distribution option to satisfy the IRS minimum distribution requirements for this contract without either beginning annuity payments or surrendering the contract. We will distribute to you this minimum distribution amount, less any other partial withdrawals that you made during the year.

Although the IRS rules determine the required amount to be distributed from your
IRA each year, certain payment alternatives are still available to you. If you own more than one IRA, you can choose to satisfy your minimum distribution requirement for each of your IRAs by withdrawing that amount from any of your
IRAs.

PENALTY FOR EARLY WITHDRAWALS

You may owe a 10% tax penalty on the taxable part of distributions received from an IRA, SEP, Roth IRA, TDA or qualified retirement plan before you attain age 59
1/2. Amounts are not subject to this tax penalty if:

..    the amount is paid on or after you reach age 59 1/2 or die;

..    the amount received is attributable to your becoming disabled; or

..    generally the amount paid or received is in the form of substantially equal payments not less frequently than annually. (Please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years. Modification of payments during that time period will result in retroactive application of the 10% tax penalty.) Other exceptions to this tax may apply. You should consult your tax advisor for further details.

WITHHOLDING

Unless a distribution is an eligible rollover distribution that is "directly"
rolled over into another qualified plan, IRA (including the IRA variations described above), SEP, 457 government plan or TDA, we will withhold federal income tax at the rate of 20%. This 20% withholding does not apply to distributions from IRAs and Roth IRAs. For all other distributions, unless you elect otherwise, we will withhold federal income tax from the taxable portion of such distribution at an appropriate percentage. The rate of withholding on annuity payments where no mandatory withholding is required is determined on the basis of the withholding certificate that you file with us. If you do not file a certificate, we will automatically withhold federal taxes on the following basis:

..    For any annuity payments not subject to mandatory withholding, you will have taxes withheld by us as if you are a married individual, with 3 exemptions; and

..    For all other distributions, we will withhold at a 10% rate.

We will provide you with forms and instructions concerning the right to elect that no amount be withheld from payments in the ordinary course. However, you should know that, in any event, you are liable for payment of federal income taxes on the taxable portion of the distributions, and you should consult with your tax advisor to find out more information on your potential liability if you fail to pay such taxes. There may be additional state income tax withholding requirements.

ERISA DISCLOSURE/REQUIREMENTS

ERISA (the "Employee Retirement Income Security Act of 1974") and the Code
prevents a fiduciary and other "parties in interest" with respect to a plan
(and, for these purposes, an IRA would also constitute a "plan") from receiving any benefit

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AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

from any party dealing with the plan, as a result of the sale of the contract.
Administrative exemptions under ERISA generally permit the sale of insurance/annuity products to plans, provided that certain information is disclosed to the person purchasing the contract. This information has to do primarily with the fees, charges, discounts and other costs related to the contract, as well as any commissions paid to any agent selling the contract.

Information about any applicable fees, charges, discounts, penalties or adjustments may be found in the applicable sections of this Prospectus.

Information about sales representatives and commissions may be found in the sections of this Prospectus addressing distribution of the Annuity.

Please consult your tax advisor if you have any additional questions.

SPOUSAL CONSENT RULES FOR RETIREMENT PLANS -- QUALIFIED CONTRACTS

If you are married at the time your payments commence, you may be required by federal law to choose an income option that provides survivor annuity income to your spouse, unless your spouse waives that right. Similarly, if you are married at the time of your death, federal law may require all or a portion of the death benefit to be paid to your spouse, even if you designated someone else as your beneficiary. A brief explanation of the applicable rules follows. For more information, consult the terms of your retirement arrangement.

Defined Benefit Plans and Money Purchase Pension Plans. If you are married at the time your payments commence, federal law requires that benefits be paid to you in the form of a "qualified joint and survivor annuity" (QJSA), unless you and your spouse waive that right, in writing. Generally, this means that you will receive a reduced payment during your life and, upon your death, your spouse will receive at least one-half of what you were receiving for life. You may elect to receive another income option if your spouse consents to the election and waives his or her right to receive the QJSA. If your spouse consents to the alternative form of payment, your spouse may not receive any benefits from the plan upon your death. Federal law also requires that the plan pay a death benefit to your spouse if you are married and die before you begin receiving your benefit. This benefit must be available in the form of an annuity for your spouse's lifetime and is called a "qualified pre-retirement survivor annuity" (QPSA). If the plan pays death benefits to other beneficiaries, you may elect to have a beneficiary other than your spouse receive the death benefit, but only if your spouse consents to the election and waives his or her right to receive the QPSA. If your spouse consents to the alternate beneficiary, your spouse will receive no benefits from the plan upon your death. Any QPSA waiver prior to your attaining age 35 will become null and void on the first day of the calendar year in which you attain age 35, if still employed.

Defined Contribution Plans (including 401(k) Plans and ERISA 403(b) Annuities).
Spousal consent to a distribution is generally not required. Upon your death, your spouse will receive the entire death benefit, even if you designated someone else as your beneficiary, unless your spouse consents in writing to waive this right. Also, if you are married and elect an annuity as a periodic income option, federal law requires that you receive a QJSA (as described above), unless you and your spouse consent to waive this right.

IRAs, non-ERISA 403(b) Annuities, and 457 Plans. Spousal consent to a distribution is not required. Upon your death, any death benefit will be paid to your designated beneficiary.

ADDITIONAL INFORMATION

For additional information about federal tax law requirements applicable to tax favored plans, see the IRA Disclosure Statement.

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AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

GENERAL INFORMATION

HOW WILL I RECEIVE STATEMENTS AND REPORTS?

We send any statements and reports required by applicable law or regulation to you at your last known address of record. You should therefore give us prompt notice of any address change. We reserve the right, to the extent permitted by law and subject to your prior consent, to provide any prospectus, prospectus supplements, confirmations, statements and reports required by applicable law or regulation to you through our Internet Website at
http://www.americanskandia.prudential.com or any other electronic means, including diskettes or CD ROMs. We send a confirmation statement to you each time a transaction is made affecting Account Value, such as making additional
Purchase Payments, transfers, exchanges or withdrawals. We also send quarterly statements detailing the activity affecting your Annuity during the calendar quarter. We may confirm regularly scheduled transactions, such as the Annual
Maintenance Fee, systematic withdrawals (including 72(t) payments and required minimum distributions), bank drafting, dollar cost averaging, and static rebalancing, in quarterly statements instead of confirming them immediately. You should review the information in these statements carefully. You may request additional reports. We reserve the right to charge up to $50 for each such additional report. We may also send an annual report and a semi-annual report containing applicable financial statements for the Separate Account and the
Portfolios, as of December 31 and June 30, respectively, to Owners or, with your prior consent, make such documents available electronically through our Internet
Website or other electronic means.

WHO IS AMERICAN SKANDIA?

American Skandia Life Assurance Corporation, a Prudential Financial Company
("American Skandia") is a stock life insurance company domiciled in Connecticut with licenses in all 50 states, the District of Columbia and Puerto Rico.
American Skandia is a wholly-owned subsidiary of American Skandia, Inc. ("ASI"), whose ultimate parent is Prudential Financial, Inc. American Skandia markets its products to broker-dealers and financial planners through an internal field marketing staff. In addition, American Skandia markets through and in conjunction with financial institutions such as banks that are permitted directly, or through affiliates, to sell annuities.

American Skandia is in the business of issuing annuity and life insurance products. American Skandia currently offers the following products: (a) flexible premium deferred annuities and single premium fixed deferred annuities that are registered with the SEC; (b) certain other fixed deferred annuities that are not registered with the SEC; and (c) both fixed and variable immediate adjustable annuities.

Effective May 1, 2003, Skandia U.S. Inc., the sole shareholder of ASI, which is the parent of American Skandia, was purchased by Prudential Financial, Inc.
Prudential Financial, Inc. is a New Jersey insurance holding company whose subsidiary companies serve individual and institutional customers worldwide and include The Prudential Insurance Company of America, one of the largest life insurance companies in the U.S. These companies offer a variety of products and services, including life insurance, property and casualty insurance, mutual funds, annuities, pension and retirement related services and administration, asset management, securities brokerage, banking and trust services, real estate brokerage franchises, and relocation services.

No company other than American Skandia has any legal responsibility to pay amounts that it owes under its annuity and variable life insurance contracts.
However, Prudential Financial exercises significant influence over the operations and capital structure of American Skandia.

WHAT ARE SEPARATE ACCOUNTS?

The separate accounts are where American Skandia sets aside and invests the assets of some of our annuities. In the accumulation period, assets supporting
Account Values of the Annuities are held in a separate account established under the laws of the State of Connecticut. We are the legal owner of assets in the separate accounts. In the payout period, assets supporting fixed annuity payments and any adjustable annuity payments we make available are held in our general account. Assets supporting variable annuity payment options may be invested in our separate accounts. Income, gains and losses from assets allocated to these separate accounts are credited to or charged against each such separate account without regard to other income, gains or losses of
American Skandia or of any other of our separate accounts. These assets may only be charged with liabilities which arise from the Annuities issued by American
Skandia. The amount of our obligation in relation to allocations to the
Sub-accounts is based on the investment performance of such Sub-accounts.
However, the obligations themselves are our general corporate obligations.

SEPARATE ACCOUNT B

During the accumulation period, the assets supporting obligations based on allocations to the variable investment options

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AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

are held in Sub-accounts of American Skandia Life Assurance Corporation Variable
Account B, also referred to as "Separate Account B". Separate Account B was established by us pursuant to Connecticut law on November 25, 1987. Separate
Account B also holds assets of other annuities issued by us with values and benefits that vary according to the investment performance of Separate Account
B.

Separate Account B consists of multiple Sub-accounts. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. The name of each
Sub-account generally corresponds to the name of the underlying Portfolio. Each
Sub-account in Separate Account B may have several different Unit Prices to reflect the Insurance Charge and the charges for any optional benefits that are offered under this Annuity and other annuities issued by us through Separate
Account B. Separate Account B is registered with the SEC under the Investment
Company Act of 1940 ("Investment Company Act") as a unit investment trust, which is a type of investment company. The SEC does not supervise investment policies, management or practices of Separate Account B.

Prior to November 18, 2002, Separate Account B was organized as a single separate account with six different Sub-account classes, each of which was registered as a distinct unit investment trust under the Investment Company Act.
Effective November 18, 2002 each Sub-account class of Separate Account B was consolidated into the unit investment trust formerly named American Skandia Life
Assurance Corporation Variable Account B (Class 1 Sub-accounts), which was subsequently renamed American Skandia Life Assurance Corporation Variable
Account B. Each Sub-account of Separate Account B has multiple Unit Prices to reflect the daily charge deducted for each combination of the applicable
Insurance Charge, Distribution Charge (when applicable) and the charge for each optional benefit offered under Annuity contracts funded through Separate Account
B. The consolidation of Separate Account B had no impact on Annuity Owners.

We reserve the right to make changes to the Sub-accounts available under the
Annuity as we determine appropriate. We may offer new Sub-accounts, eliminate
Sub-accounts, or combine Sub-accounts at our sole discretion. We may also close
Sub-accounts to additional Purchase Payments on existing Annuity contracts or close Sub-accounts for Annuities purchased on or after specified dates. We may also substitute an underlying mutual fund or portfolio of an underlying mutual fund for another underlying mutual fund or portfolio of an underlying mutual fund, subject to our receipt of any exemptive relief that we are required to obtain under the Investment Company Act. We will notify Owners of changes we make to the Sub-accounts available under the Annuity.

Values and benefits based on allocations to the Sub-accounts will vary with the investment performance of the underlying mutual funds or fund portfolios, as applicable. We do not guarantee the investment results of any Sub-account. Your
Account Value allocated to the Sub-accounts may increase or decrease. You bear the entire investment risk. There is no assurance that the Account Value of your
Annuity will equal or be greater than the total of the Purchase Payments you make to us.

SEPARATE ACCOUNT D

During the accumulation period, assets supporting our obligations based on Fixed
Allocations are held in American Skandia Life Assurance Corporation Separate
Account D, also referred to as "Separate Account D". Such obligations are based on the fixed interest rates we credit to Fixed Allocations and the terms of the
Annuities. These obligations do not depend on the investment performance of the assets in Separate Account D. Separate Account D was established by us pursuant to Connecticut law.

There are no units in Separate Account D. The Fixed Allocations are guaranteed by our general account. An Annuity Owner who allocates a portion of their
Account Value to Separate Account D does not participate in the investment gain or loss on assets maintained in Separate Account D. Such gain or loss accrues solely to us. We retain the risk that the value of the assets in Separate
Account D may drop below the reserves and other liabilities we must maintain.
Should the value of the assets in Separate Account D drop below the reserve and other liabilities we must maintain in relation to the annuities supported by such assets, we will transfer assets from our general account to Separate
Account D to make up the difference. We have the right to transfer to our general account any assets of Separate Account D in excess of such reserves and other liabilities. We maintain assets in Separate Account D supporting a number of annuities we offer.

We currently employ investment managers to manage the assets maintained in
Separate Account D. Each manager we employ is responsible for investment management of a different portion of Separate Account D. From time to time additional investment managers may be employed or investment

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AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

General Information continued

managers may cease being employed. We are under no obligation to employ or continue to employ any investment manager(s) and have sole discretion over the investment managers we retain.

We are not obligated to invest according to specific guidelines or strategies except as may be required by Connecticut and other state insurance laws.

WHAT IS THE LEGAL STRUCTURE OF THE UNDERLYING FUNDS?

Each underlying mutual fund is registered as an open-end management investment company under the Investment Company Act. Shares of the underlying mutual fund portfolios are sold to separate accounts of life insurance companies offering variable annuity and variable life insurance products. The shares may also be sold directly to qualified pension and retirement plans.

VOTING RIGHTS

We are the legal owner of the shares of the underlying mutual funds in which the
Sub-accounts invest. However, under SEC rules, you have voting rights in relation to Account Value maintained in the Sub-accounts. If an underlying mutual fund portfolio requests a vote of shareholders, we will vote our shares based on instructions received from Owners with Account Value allocated to that
Sub-account. Owners have the right to vote an amount equal to the number of shares attributable to their contracts. If we do not receive voting instructions in relation to certain shares, we will vote those shares in the same manner and proportion as the shares for which we have received instructions. We will furnish those Owners who have Account Value allocated to a Sub-account whose underlying mutual fund portfolio has requested a "proxy" vote with proxy materials and the necessary forms to provide us with their voting instructions.
Generally, you will be asked to provide instructions for us to vote on matters such as changes in a fundamental investment strategy, adoption of a new investment advisory agreement, or matters relating to the structure of the underlying mutual fund that require a vote of shareholders.

American Skandia Trust (the "Trust") has obtained an exemption from the
Securities and Exchange Commission that permits its co-investment advisers,
American Skandia Investment Services, Incorporated ("ASISI") and Prudential
Investments LLC, subject to approval by the Board of Trustees of the Trust, to change sub-advisors for a Portfolio and to enter into new sub-advisory agreements, without obtaining shareholder approval of the changes. This exemption (which is similar to exemptions granted to other investment companies that are organized in a similar manner as the Trust) is intended to facilitate the efficient supervision and management of the sub-advisors by ASISI,
Prudential Investments LLC and the Trustees. The Trust is required, under the terms of the exemption, to provide certain information to shareholders following these types of changes. We may add new Sub-accounts that invest in a series of underlying funds other than the Trust that is managed by an affiliate. Such series of funds may have a similar order from the SEC. You also should review the prospectuses for the other underlying funds in which various Sub-accounts invest as to whether they have obtained similar orders from the SEC.

MATERIAL CONFLICTS

It is possible that differences may occur between companies that offer shares of an underlying mutual fund portfolio to their respective separate accounts issuing variable annuities and/or variable life insurance products. Differences may also occur surrounding the offering of an underlying mutual fund portfolio to variable life insurance policies and variable annuity contracts that we offer. Under certain circumstances, these differences could be considered
"material conflicts," in which case we would take necessary action to protect persons with voting rights under our variable annuity contracts and variable life insurance policies against persons with voting rights under other insurance companies' variable insurance products. If a "material conflict" were to arise between owners of variable annuity contracts and variable life insurance policies issued by us we would take necessary action to treat such persons equitably in resolving the conflict. "Material conflicts" could arise due to differences in voting instructions between owners of variable life insurance and variable annuity contracts of the same or different companies. We monitor any potential conflicts that may exist.

SERVICE FEES PAYABLE TO AMERICAN SKANDIA

American Skandia or our affiliates have entered into agreements with the investment adviser or distributor of the underlying Portfolios. Under the terms of these agreements, American Skandia may provide administrative and support services to the Portfolios for which it receives a fee of up to 0.75%
(currently) of the average assets allocated to the Portfolios under the Annuity from the investment adviser, distributor and/or the fund. These agreements may be different for each underlying mutual fund whose portfolios are offered as
Sub-accounts.

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AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

In addition, the investment adviser, sub-advisor or distributor of the underlying Portfolios may also compensate us by providing reimbursement or paying directly for, among other things, marketing and/or administrative services and/or other services they provide in connection with the Annuity.
These services may include, but are not limited to: co-sponsoring various meetings and seminars attended by broker-dealer firms' registered representatives and creating marketing material discussing the Annuity and the available options.

WHO DISTRIBUTES ANNUITIES OFFERED BY AMERICAN SKANDIA?

American Skandia Marketing, Incorporated ("ASM"), a wholly-owned subsidiary of
American Skandia, Inc., is the distributor and principal underwriter of the securities offered through this prospectus. ASM acts as the distributor of a number of annuity and life insurance products we offer and co-distributor of
American Skandia Trust and American Skandia Advisor Funds, Inc., a family of retail mutual funds. ASM also acts as an introducing broker-dealer through which it receives a portion of brokerage commissions in connection with purchases and sales of securities held by portfolios of American Skandia Trust which are offered as underlying investment options under the Annuity.

ASM's principal business address is One Corporate Drive, Shelton, Connecticut
06484. ASM is registered as broker-dealer under the Securities Exchange Act of
1934 ("Exchange Act") and is a member of the National Association of Securities
Dealers, Inc. ("NASD").

The Annuity is offered on a continuous basis. ASM enters into distribution agreements with broker-dealers who are registered under the Exchange Act and with entities that may offer the Annuity but are exempt from registration
("firms"). Applications for the Annuity are solicited by registered representatives of those firms. Such representatives will also be our appointed insurance agents under state insurance law. In addition, ASM may offer the
Annuity directly to potential purchasers.

Commissions are paid to firms on sales of the Annuity according to one or more schedules. The individual representative will receive a portion of the compensation, depending on the practice of his or her firm. Commissions are generally based on a percentage of Purchase Payments made, up to a maximum of
4.0%. Alternative compensation schedules are available that provide a lower initial commission plus ongoing annual compensation based on all or a portion of
Account Value. We may also provide compensation to the distributing firm for providing ongoing service to you in relation to the Annuity. Commissions and other compensation paid in relation to the Annuity do not result in any additional charge to you or to the Separate Account.

In addition, in an effort to promote the sale of our products (which may include the placement of American Skandia and/or the Annuity on a preferred or recommended company or product list and/or access to the firm's registered representatives), we or ASM may enter into compensation arrangements with certain broker-dealer firms with respect to certain or all registered representatives of such firms under which such firms may receive separate compensation or reimbursement for, among other things, training of sales personnel and/or marketing and/or administrative services and/or other services they provide. These services may include, but are not limited to: educating customers of the firm on the Annuity's features; conducting due diligence and analysis, providing office access, operations and systems support; holding seminars intended to educate the firm's registered representatives and make them more knowledgeable about the Annuity; providing a dedicated marketing coordinator; providing priority sales desk support; and providing expedited marketing compliance approval. To the extent permitted by NASD rules and other applicable laws and regulations, ASM may pay or allow other promotional incentives or payments in the form of cash or non-cash compensation. These arrangements may not be offered to all firms and the terms of such arrangements may differ between firms. A list of the firms to whom American Skandia pays an amount of greater than $10,000.00 under these arrangements is provided in the
Statement of Additional Information, which is available upon request. You should note that firms and individual registered representatives and branch managers within some firms participating in one of these compensation arrangements might receive greater compensation for selling the Annuity than for selling a different annuity that is not eligible for these compensation arrangements.
While compensation is generally taken into account as an expense in considering the charges applicable to an annuity product, any such compensation will be paid by us or ASM and will not result in any additional charge to you. Overall compensation paid to the distributing firm does not exceed, based on actuarial assumptions, 8.5% of the total Purchase Payments made. Your registered representative can provide you with more information about the compensation arrangements that apply upon the sale of the Annuity.

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General Information continued

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

American Skandia publishes annual and quarterly reports that are filed with the
SEC. These reports contain financial information about American Skandia that is annually audited by an independent registered public accounting firm. American
Skandia's annual report for the year ended December 31, 2004, together with subsequent periodic reports that American Skandia files with the SEC, are incorporated by reference into this prospectus. You can obtain copies, at no cost, of any and all of this information, including the American Skandia annual report that is not ordinarily mailed to contract owners, the more current reports and any subsequently filed documents at no cost by contacting us at
American Skandia -- Variable Annuities; P.O. Box 7960, Philadelphia, PA 19176
(Telephone: 203-926-1888). The SEC file number for American Skandia is 33-44202.
You may read and copy any filings made by American Skandia with the SEC at the
SEC's Public Reference Room at 450 Fifth Street, Washington, D.C. 20549-0102.
You can obtain information on the operation of the Public Reference Room by calling (202) 942-8090. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

FINANCIAL STATEMENTS

The financial statements of the separate account and American Skandia Life
Assurance Corporation are included in the Statement of Additional Information.

HOW TO CONTACT US

You can contact us by:

..    calling our Customer Service Team at 1-800-680-8920 during our normal business hours, 8:30 a.m. EST to 8:00 p.m. EST, Monday through Friday, or
     Skandia's telephone automated response system at 1-800-766-4530.

..    writing to us via regular mail at American Skandia -- Variable Annuities,
     Attention: Stagecoach Annuity, P.O. Box 7960, Philadelphia, PA 19176 OR for
     express mail American Skandia -- Variable Annuities, Attention: Stagecoach
     Annuity, 2101 Welsh Road, Dresher, PA 19025. NOTE: Failure to send mail to the proper address may result in a delay in our receiving and processing your request.

..    sending an email to service@prudential.com or visiting our Internet Website at www.americanskandia.prudential.com.

..    accessing information about your Annuity through our Internet Website at
     www.americanskandia.prudential.com.

You can obtain account information by calling our automated response system and at www.americanskandia. prudential.com, our Internet Website. Our Customer
Service representatives are also available during business hours to provide you with information about your account. You can request certain transactions through our telephone voice response system, our Internet Website or through a customer service representative. You can provide authorization for a third party, including your attorney-in-fact acting pursuant to a power of attorney, to access your account information and perform certain transactions on your account. You will need to complete a form provided by us which identifies those transactions that you wish to authorize via telephonic and electronic means and whether you wish to authorize a third party to perform any such transactions.
Please note that unless you tell us otherwise, we deem that all transactions that are directed by your investment professional with respect to your Annuity have been authorized by you. We require that you or your representative provide proper identification before performing transactions over the telephone or through our Internet Website. This may include a Personal Identification Number
(PIN) that will be provided to you upon issue of your Annuity or you may establish or change your PIN by calling our automated response system and at
www.americanskandia.prudential.com, our Internet Website. Any third party that you authorize to perform financial transactions on your account will be assigned a PIN for your account.

Transactions requested via telephone are recorded. To the extent permitted by law, we will not be responsible for any claims, loss, liability or expense in connection with a transaction requested by telephone or other electronic means if we acted on such transaction instructions after following reasonable procedures to identify those persons authorized to perform transactions on your
Annuity using verification methods which may include a request for your Social
Security number, PIN or other form of electronic identification. We may be liable for losses due to unauthorized or fraudulent instructions if we did not follow such procedures.

                                       96

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

American Skandia does not guarantee access to telephonic, facsimile, Internet or any other electronic information or that we will be able to accept transaction instructions via such means at all times. Regular and/or express mail will be the only means by which we will accept transaction instructions when telephonic, facsimile, Internet or any other electronic means are unavailable or delayed.
American Skandia reserves the right to limit, restrict or terminate telephonic, facsimile, Internet or any other electronic transaction privileges at any time.

INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of
1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL PROCEEDINGS

As of the date of this Prospectus, American Skandia and its affiliates are not involved in any legal proceedings outside of the ordinary course of business.
American Skandia and its affiliates are involved in pending and threatened legal proceedings in the normal course of its business, however, we do not anticipate that the outcome of any such legal proceedings will have a material adverse affect on the Separate Account, or American Skandia's ability to meet its obligations under the Annuity, or on the distribution of the Annuity.

CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION

The following are the contents of the Statement of Additional Information:

General Information about American Skandia

..    American Skandia Life Assurance Corporation

..    American Skandia Life Assurance Corporation Variable Account B

..    American Skandia Life Assurance Corporation Separate Account D

Principal Underwriter/Distributor -- American Skandia Marketing, Incorporated

Payments Made to Promote Sale of Our Products

How the Unit Price is Determined

Additional Information on Fixed Allocations

..    How We Calculate the Market Value Adjustment

General Information

..    Voting Rights

..    Modification

..    Deferral of Transactions

..    Misstatement of Age or Sex

..    Ending the Offer

Annuitization

Experts

Legal Experts

Financial Statements

                                       97

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APPENDIX A
AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

APPENDIX A -- CONDENSED FINANCIAL INFORMATION ABOUT SEPARATE ACCOUNT B

Separate Account B consists of multiple Sub-accounts. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. All or some of these
Sub-accounts are available as investment options for other variable annuities we offer pursuant to different prospectuses.

Unit Prices And Numbers Of Units: The following table shows: (a) the Unit Price, as of the dates shown, for Units in each of the Sub-accounts of Separate Account
B that are being offered pursuant to this Prospectus; and (b) the number of
Units outstanding for each such Sub-account as of the dates shown. Since
November 18, 2002, we have been determining, on a daily basis, multiple Unit
Prices for each Sub-account of Separate Account B. We compute multiple Unit
Prices because several of our variable annuities invest in the same
Sub-accounts, and these annuities deduct varying charges that correspond to each combination of the applicable Insurance Charge, Distribution Charge (when applicable) and the charges for each optional benefit. Where an asset-based charge corresponding to a particular Sub-account within a new annuity product is identical to that in the same Sub-account within an existing annuity, the Unit
Price for the new annuity will be identical to that of the existing annuity. In such cases, we will for reference purposes depict, in the condensed financial information for the new annuity, Unit Prices of the existing annuity. The year in which operations commenced in each such Sub-account is noted in parentheses.
To the extent a Sub-account commenced operations during a particular calendar year, the Unit Price as of the end of the period reflects only the partial year results from the commencement of operations until December 31st of the applicable year. When a Unit Price was first calculated for a particular
Sub-account, we set the price of that Unit at $10.00 per Unit. Thereafter, Unit
Prices vary based on market performance. Unit Prices and Units are provided for
Sub-accounts that commenced operations prior to January 1, 2005.

                                       A-1

APPENDIX A

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                                                         Year Ended December 31,
-----------------------------------------------------------------------------------------------------------
Sub-account                                                         2004            2003           2002
-----------------------------------------------------------------------------------------------------------
Wells Fargo Variable Trust -- International Equity(1) (2000)
  With No Optional Benefits

  Unit Price                                                       $ 13.70         $ 12.71             --
  Number of Units                                                   36,282          30,093             --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                                       $ 13.63              --             --
  Number of Units                                                    3,086              --             --
  With GMWB

  Unit Value                                                            --              --             --
  Number of Units                                                       --              --             --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                                       $ 13.55              --             --
  Number of Units                                                    1,400              --             --
  With any one of EBP or HAV and GMWB
  Unit Value                                                            --              --             --
  Number of Units                                                       --              --             --
  With HAV, EBP and GRO Plus
  Unit Price                                                            --              --             --
  Number of Units                                                       --              --             --
  With HAV, EBP and GMWB
  Unit Price                                                            --              --             --
  Number of Units                                                       --              --             --
-----------------------------------------------------------------------------------------------------------
Wells Fargo Variable Trust -- Small-Cap Growth(2) (1999)
  With No Optional Benefits

  Unit Price                                                       $ 15.25         $ 13.63        $  9.74
  Number of Units                                                   31,804          27,988          2,121
  With any one of GRO Plus, EBP or HAV
  Unit Price                                                       $ 15.17              --             --
  Number of Units                                                    4,467              --             --
  With GMWB

  Unit Value                                                            --              --             --
  Number of Units                                                       --              --             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                                            --              --             --
  Number of Units                                                       --              --             --
  With any one of EBP or HAV and GMWB
  Unit Value                                                            --              --             --
  Number of Units                                                       --              --             --
  With HAV, EBP and GRO Plus
  Unit Price                                                            --              --             --
  Number of Units                                                       --              --             --
  With HAV, EBP and GMWB
  Unit Price                                                            --              --             --
  Number of Units                                                       --              --             --
-----------------------------------------------------------------------------------------------------------

                                       A-2

                                   APPENDIX A

                 AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

                                                                         Year Ended December 31,
-----------------------------------------------------------------------------------------------------------
Sub-account                                                         2004            2003           2002
-----------------------------------------------------------------------------------------------------------
Wells Fargo Variable Trust -- Growth(3) (1994)
  With No Optional Benefits

  Unit Price                                                      $  12.42         $ 11.65        $  9.59
  Number of Units                                                    9,541           8,938          1,090
  With any one of GRO Plus, EBP or HAV
  Unit Price                                                            --              --             --
  Number of Units                                                       --              --             --
  With GMWB

  Unit Value                                                      $  11.01              --             --
  Number of Units                                                      714              --             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                                            --              --             --
  Number of Units                                                       --              --             --
  With any one of EBP or HAV and GMWB
  Unit Value                                                            --              --             --
  Number of Units                                                       --              --             --
  With HAV, EBP and GRO Plus
  Unit Price                                                            --              --             --
  Number of Units                                                       --              --             --
  With HAV, EBP and GMWB
  Unit Value                                                            --              --             --
  Number of Units                                                       --              --             --
-----------------------------------------------------------------------------------------------------------
Wells Fargo Variable Trust -- Large Company Growth(4) (1999)
  With No Optional Benefits

  Unit Price                                                      $  11.81         $ 11.63        $  9.36
  Number of Units                                                  145,943          94,737          8,608
  With any one of GRO Plus, EBP or HAV
  Unit Price                                                      $  11.74         $ 11.59             --
  Number of Units                                                   12,589           1,333             --
  With GMWB

  Unit Value                                                      $  10.50              --             --
  Number of Units                                                    6,708              --             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                                            --              --             --
  Number of Units                                                       --              --             --
  With any one of EBP or HAV and GMWB
  Unit Value                                                            --              --             --
  Number of Units                                                       --              --             --
  With HAV, EBP and GRO Plus
  Unit Price                                                            --              --             --
  Number of Units                                                       --              --             --
  With HAV, EBP and GMWB
  Unit Value                                                            --              --             --
  Number of Units                                                       --              --             --
-----------------------------------------------------------------------------------------------------------

                                       A-3

APPENDIX A

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                                                         Year Ended December 31,
---------------------------------------------------------------------------------------------------------
Sub-account                                                         2004            2003           2002
---------------------------------------------------------------------------------------------------------
Wells Fargo Variable Trust -- Equity Value(5) (1998)
  With No Optional Benefits

  Unit Price                                                      $  13.47        $  12.32      $   9.97
  Number of Units                                                   43,291          30,911           900
  With any one of GRO Plus, EBP or HAV
  Unit Price                                                      $  13.40              --            --
  Number of Units                                                    6,651              --            --
  With GMWB

  Unit Value                                                      $  13.37              --            --
  Number of Units                                                      931              --            --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                                            --              --            --
  Number of Units                                                       --              --            --
  With any one of EBP or HAV and GMWB
  Unit Value                                                      $   9.53        $   8.77            --
  Number of Units                                                    2,185           2,290            --
  With HAV, EBP and GRO Plus
  Unit Price                                                            --              --            --
  Number of Units                                                       --              --            --
  With HAV, EBP and GMWB
  Unit Price                                                            --              --            --
  Number of Units                                                       --              --            --
---------------------------------------------------------------------------------------------------------
Wells Fargo Variable Trust -- Equity Income(6) (1999)
  With No Optional Benefits

  Unit Price                                                      $  11.18        $  10.23      $   8.25
  Number of Units                                                  590,808         314,757       196,720
  With any one of GRO Plus, EBP or HAV
  Unit Price                                                      $  13.36        $  12.26      $    9.9
  Number of Units                                                  285,526         251,071        10,707
  With GMWB

  Unit Value                                                      $  13.33        $  12.25            --
  Number of Units                                                   39,530           5,900            --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                                      $  13.29        $  12.23      $    9.9
  Number of Units                                                   63,454          15,983            91
  With any one of EBP or HAV and GMWB
  Unit Value                                                      $  16.60        $  15.29            --
  Number of Units                                                   14,303          15,958            --
  With HAV, EBP and GRO Plus
  Unit Price                                                      $  13.22              --            --
  Number of Units                                                      480              --            --
  With HAV, EBP and GMWB
  Unit Price                                                      $  11.61              --            --
  Number of Units                                                       13              --            --
---------------------------------------------------------------------------------------------------------

                                       A-4

                                   APPENDIX A

                 AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

                                                                         Year Ended December 31,
----------------------------------------------------------------------------------------------------------
Sub-account                                                         2004            2003           2002
----------------------------------------------------------------------------------------------------------
Wells Fargo Variable Trust -- Asset Allocation(7) (1994)
  With No Optional Benefits

  Unit Price                                                       $ 12.67         $ 11.79        $  9.82
  Number of Units                                                   88,663          62,075          2,641
  With any one of GRO Plus, EBP or HAV
  Unit Price                                                       $ 12.61         $ 11.75             --
  Number of Units                                                      903             701             --
  With GMWB

  Unit Value                                                       $ 11.07              --             --
  Number of Units                                                    5,863              --             --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                                       $ 12.54              --             --
  Number of Units                                                      961              --             --
  With any one of EBP or HAV and GMWB
  Unit Value                                                       $ 11.24              --             --
  Number of Units                                                    1,339              --             --
  With HAV, EBP and GRO Plus
  Unit Price                                                            --              --             --
  Number of Units                                                       --              --             --
  With HAV, EBP and GMWB
  Unit Price                                                            --              --             --
  Number of Units                                                       --              --             --
----------------------------------------------------------------------------------------------------------
Wells Fargo Variable Trust -- Total Return Bond(8) (1999)
  With No Optional Benefits

  Unit Price                                                       $ 11.19         $ 10.89        $ 10.21
  Number of Units                                                   38,158          29,473             74
  With any one of GRO Plus, EBP or HAV
  Unit Price                                                       $ 11.13         $ 10.86             --
  Number of Units                                                        0              89             --
  With GMWB

  Unit Value                                                       $ 10.26              --             --
  Number of Units                                                    1,190              --             --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                                            --              --             --
  Number of Units                                                       --              --             --
  With any one of EBP or HAV and GMWB
  Unit Value                                                       $ 10.29              --             --
  Number of Units                                                      354              --             --
  With HAV, EBP and GRO Plus
  Unit Price                                                            --              --             --
  Number of Units                                                       --              --             --
  With HAV, EBP and GMWB
  Unit Price                                                            --              --             --
  Number of Units                                                       --              --             --
----------------------------------------------------------------------------------------------------------

                                       A-5

APPENDIX A

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                                                         Year Ended December 31,
---------------------------------------------------------------------------------------------------------
Sub-account                                                         2004            2003           2002
---------------------------------------------------------------------------------------------------------
AST JP Morgan International Equity Portfolio
  With No Optional Benefits

  Unit Price                                                   $     12.67      $    11.00     $     8.56
  Number of Units                                                3,227,381       2,415,394      2,569,506
  With any one of GRO Plus, EBP or HAV
  Unit Price                                                   $     14.65      $    12.75     $     9.95
  Number of Units                                                2,064,681         936,678         90,759
  With GMWB

  Unit Value                                                   $     14.62      $    12.74             --
  Number of Units                                                  217,166          17,098             --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                                   $     14.57      $    12.72     $     9.95
  Number of Units                                                  284,319         141,470          6,047
  With any one of EBP or HAV and GMWB
  Unit Value                                                   $      7.86      $     6.87             --
  Number of Units                                                  428,765         400,112             --
  With HAV, EBP and GRO Plus
  Unit Price                                                   $     14.49      $    12.68             --
  Number of Units                                                   38,292          13,590             --
  With HAV, EBP and GMWB
  Unit Price                                                   $     12.32              --             --
  Number of Units                                                   20,718              --             --
---------------------------------------------------------------------------------------------------------
AST William Blair International Growth (1997)
  With No Optional Benefits

  Unit Price                                                   $     15.30      $    13.39     $     9.72
  Number of Units                                               11,265,469       5,547,558        835,523
  With any one of GRO Plus, EBP or HAV
  Unit Price                                                   $     15.21      $    13.35     $     9.72
  Number of Units                                               15,481,627       6,498,151         78,368
  With GMWB

  Unit Value                                                   $     15.18      $    13.34             --
  Number of Units                                                1,821,923         103,740             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                                   $     15.13      $    13.32     $     9.71
  Number of Units                                                2,722,552       1,009,679          5,178
  With any one of EBP or HAV and GMWB
  Unit Value                                                   $     15.74      $    13.86             --
  Number of Units                                                  545,075          29,434             --
  With HAV, EBP and GRO Plus
  Unit Price                                                   $     15.05      $    13.28             --
  Number of Units                                                  325,809          32,626             --
  With HAV, EBP and GMWB
  Unit Price                                                   $     11.94              --             --
  Number of Units                                                  135,829              --             --
---------------------------------------------------------------------------------------------------------

                                       A-6

                                   APPENDIX A

                 AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

                                                                         Year Ended December 31,
----------------------------------------------------------------------------------------------------------
Sub-account                                                         2004            2003           2002
----------------------------------------------------------------------------------------------------------
AST LSV International Value (1994)
  With No Optional Benefits

  Unit Price                                                    $    12.84      $    10.79       $   8.19
  Number of Units                                                1,897,469       1,201,268        269,995
  With any one of GRO Plus, EBP or HAV
  Unit Price                                                    $    15.27      $    12.86       $   9.79
  Number of Units                                                  810,108         368,945         22,770
  With GMWB

  Unit Value                                                    $    15.24      $    12.85             --
  Number of Units                                                   69,494           5,504             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                                    $    15.19      $    12.82             --
  Number of Units                                                  119,845          24,374             --
  With any one of EBP or HAV and GMWB
  Unit Value                                                    $     6.69      $     5.65             --
  Number of Units                                                  122,795          72,406             --
  With HAV, EBP and GRO Plus
  Unit Price                                                    $    15.11      $    12.79             --
  Number of Units                                                   16,366           1,767             --
  With HAV, EBP and GMWB
  Unit Value                                                    $    12.70              --             --
  Number of Units                                                    5,736              --             --
----------------------------------------------------------------------------------------------------------
AST MFS Global Equity (1999)
  With No Optional Benefits

  Unit Price                                                    $    13.16      $    11.30       $   9.04
  Number of Units                                                2,276,801       1,393,001        969,509
  With any one of GRO Plus, EBP or HAV
  Unit Price                                                    $    14.29      $    12.31       $   9.87
  Number of Units                                                1,897,254         916,888         32,306
  With GMWB

  Unit Value                                                    $    14.26      $    12.29             --
  Number of Units                                                   98,046           4,306             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                                    $    14.22      $    12.27             --
  Number of Units                                                  219,580          62,490             --
  With any one of EBP or HAV and GMWB
  Unit Value                                                    $    10.48      $     9.06             --
  Number of Units                                                  273,401         308,725             --
  With HAV, EBP and GRO Plus
  Unit Price                                                    $    14.14      $    12.24             --
  Number of Units                                                   26,943           6,069             --
  With HAV, EBP and GMWB
  Unit Value                                                    $    12.40              --             --
  Number of Units                                                    5,188              --             --
----------------------------------------------------------------------------------------------------------

                                       A-7

APPENDIX A

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                                                         Year Ended December 31,
---------------------------------------------------------------------------------------------------------
Sub-account                                                         2004            2003           2002
---------------------------------------------------------------------------------------------------------
AST State Street Research Small-Cap Growth(9)
  With No Optional Benefits

  Unit Price                                                    $     9.05      $     9.89     $     6.92
  Number of Units                                                2,242,129       3,292,593      1,970,250
  With any one of GRO Plus, EBP or HAV
  Unit Price                                                    $    12.33      $    13.50     $     9.48
  Number of Units                                                1,200,247       1,059,046         47,261
  With GMWB

  Unit Value                                                    $    12.30      $    13.49             --
  Number of Units                                                  113,913           9,676             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                                    $    12.26      $    13.46     $     9.47
  Number of Units                                                  136,313         138,936          6,595
  With any one of EBP or HAV and GMWB
  Unit Value                                                    $    15.30      $    16.82             --
  Number of Units                                                   67,370          64,850             --
  With HAV, EBP and GRO Plus
  Unit Price                                                    $    12.19      $    13.43             --
  Number of Units                                                   23,253           4,691             --
  With HAV, EBP and GMWB
  Unit Value                                                    $     9.32              --             --
  Number of Units                                                    1,043              --             --
---------------------------------------------------------------------------------------------------------
AST DeAM Small-Cap Growth (1999)
  With No Optional Benefits

  Unit Price                                                    $    11.98      $    11.13     $     7.67
  Number of Units                                                1,618,719       1,682,193        639,695
  With any one of GRO Plus, EBP or HAV
  Unit Price                                                    $    15.10      $    14.06     $     9.71
  Number of Units                                                  779,045         480,221         12,122
  With GMWB

  Unit Value                                                    $    15.07      $    14.05             --
  Number of Units                                                   56,414           1,850             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                                    $    15.02      $    14.02     $     9.71
  Number of Units                                                  192,105          89,708          1,728
  With any one of EBP or HAV and GMWB
  Unit Value                                                    $     7.07      $     6.61             --
  Number of Units                                                  129,475         131,605             --
  With HAV, EBP and GRO Plus
  Unit Price                                                    $    14.94      $    13.98             --
  Number of Units                                                   18,825           3,753             --
  With HAV, EBP and GMWB
  Unit Value                                                    $    11.03              --             --
  Number of Units                                                    3,398              --             --
---------------------------------------------------------------------------------------------------------

                                       A-8

                                   APPENDIX A

                 AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

                                                                         Year Ended December 31,
----------------------------------------------------------------------------------------------------------
Sub-account                                                         2004            2003           2002
----------------------------------------------------------------------------------------------------------
AST Federated Aggressive Growth (2000)
  With No Optional Benefits

  Unit Price                                                   $     15.42     $     12.74     $     7.64
  Number of Units                                                4,808,453       3,085,373      1,255,415
  With any one of GRO Plus, EBP or HAV
  Unit Price                                                   $     19.79     $     16.40     $     9.86
  Number of Units                                                5,192,694       2,615,505         63,097
  With GMWB

  Unit Value                                                   $     19.75     $     16.38             --
  Number of Units                                                  562,771          37,078             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                                   $     19.69     $     16.35     $     9.86
  Number of Units                                                  808,007         362,906          4,107
  With any one of EBP or HAV and GMWB
  Unit Value                                                   $      9.70     $      8.06             --
  Number of Units                                                  324,340          79,226             --
  With HAV, EBP and GRO Plus
  Unit Price                                                   $     19.58     $     16.30             --
  Number of Units                                                   95,514          20,181             --
  With HAV, EBP and GMWB
  Unit Value                                                   $     12.64              --             --
  Number of Units                                                   53,866              --             --
----------------------------------------------------------------------------------------------------------
AST Small-Cap Value (1997)
  With No Optional Benefits

  Unit Price                                                   $     14.22     $     12.42     $      9.3
  Number of Units                                               10,785,030      10,183,346      6,141,523
  With any one of GRO Plus, EBP or HAV
  Unit Price                                                   $     15.34     $     13.43     $    10.08
  Number of Units                                               10,169,483       5,824,200        209,790
  With GMWB

  Unit Value                                                   $     15.31     $     13.41             --
  Number of Units                                                1,007,926         100,155             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                                   $     15.26     $     13.39     $    10.08
  Number of Units                                                1,690,870         767,455         17,411
  With any one of EBP or HAV and GMWB
  Unit Value                                                   $     15.87     $     13.95             --
  Number of Units                                                  465,784         275,971             --
  With HAV, EBP and GRO Plus
  Unit Price                                                   $     15.17     $     13.35             --
  Number of Units                                                  166,852          34,978             --
  With HAV, EBP and GMWB
  Unit Value                                                   $     12.11              --             --
  Number of Units                                                   91,011              --             --
----------------------------------------------------------------------------------------------------------

                                       A-9

APPENDIX A

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                                                         Year Ended December 31,
---------------------------------------------------------------------------------------------------------
Sub-account                                                         2004            2003           2002
---------------------------------------------------------------------------------------------------------
AST DeAM Small-Cap Value (2002)
  With No Optional Benefits

  Unit Price                                                    $    12.99      $    10.81    $     7.66
  Number of Units                                                2,143,020       1,134,865       423,387
  With any one of GRO Plus, EBP or HAV
  Unit Price                                                    $    17.00      $    14.19    $    10.08
  Number of Units                                                1,054,696         434,509        11,686
  With GMWB

  Unit Value                                                    $    16.96      $    14.17            --
  Number of Units                                                  236,402          10,756            --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                                    $    16.90      $    14.15    $    10.08
  Number of Units                                                  213,632          70,597         5,211
  With any one of EBP or HAV and GMWB
  Unit Value                                                    $    12.78      $    10.70            --
  Number of Units                                                   63,057          22,847            --
  With HAV, EBP and GRO Plus
  Unit Price                                                    $    16.81      $    14.11            --
  Number of Units                                                   14,277             879            --
  With HAV, EBP and GMWB
  Unit Value                                                    $    12.71              --            --
  Number of Units                                                      634              --            --
---------------------------------------------------------------------------------------------------------
AST Goldman Sachs Mid-Cap Growth (2000)
  With No Optional Benefits

  Unit Price                                                    $    11.80      $    10.31    $     7.97
  Number of Units                                                4,375,813       3,027,057     1,273,118
  With any one of GRO Plus, EBP or HAV
  Unit Price                                                    $    14.55      $    12.75    $     9.87
  Number of Units                                                5,139,643       2,379,820        66,279
  With GMWB

  Unit Value                                                    $    14.52      $    12.73            --
  Number of Units                                                  516,261          37,400            --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                                    $    14.47      $    12.71    $     9.87
  Number of Units                                                  994,493         365,115         2,488
  With any one of EBP or HAV and GMWB
  Unit Value                                                    $     4.24      $     3.73            --
  Number of Units                                                  457,010         175,708            --
  With HAV, EBP and GRO Plus
  Unit Price                                                    $    14.39      $    12.68            --
  Number of Units                                                  124,672          12,201            --
  With HAV, EBP and GMWB
  Unit Value                                                    $    11.91              --            --
  Number of Units                                                   33,665              --            --
---------------------------------------------------------------------------------------------------------

                                      A-10

                                   APPENDIX A

                 AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

                                                           Year Ended December 31,
------------------------------------------------------------------------------------------------
Sub-account                                        2004              2003              2002
------------------------------------------------------------------------------------------------
AST Neuberger Berman Mid-Cap Growth (1994)
  With No Optional Benefits

  Unit Price                                    $     10.86       $     9.51        $     7.41
  Number of Units                                 4,715,301        3,415,318         2,175,250
  With any one of GRO Plus, EBP or HAV
  Unit Price                                    $     13.87       $    12.18        $     9.51
  Number of Units                                 2,211,800        1,089,649            44,760
  With GMWB

  Unit Value                                    $     13.84       $    12.17                --
  Number of Units                                   153,923           16,702                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                    $     13.80       $    12.15        $     9.51
  Number of Units                                   377,548           96,879             1,311
  With any one of EBP or HAV and GMWB
  Unit Value                                    $      6.81       $     6.01                --
  Number of Units                                   369,234          294,816                --
  With HAV, EBP and GRO Plus
  Unit Price                                    $     13.72       $    12.11                --
  Number of Units                                    38,051            5,407                --
  With HAV, EBP and GMWB
  Unit Value                                    $     11.70               --                --
  Number of Units                                    18,225               --                --
------------------------------------------------------------------------------------------------
AST Neuberger Berman Mid-Cap Value (1993)
  With No Optional Benefits

  Unit Price                                    $     14.51       $    12.01        $     8.96
  Number of Units                                11,461,684        8,530,129         5,118,558
  With any one of GRO Plus, EBP or HAV
  Unit Price                                    $     16.08       $    13.34        $     9.98
  Number of Units                                 9,335,291        4,786,623           163,415
  With GMWB

  Unit Value                                    $     16.04       $    13.33                --
  Number of Units                                   937,314           87,253                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                    $     15.99       $    13.31        $     9.97
  Number of Units                                 1,457,788          610,598            10,745
  With any one of EBP or HAV and GMWB
  Unit Value                                    $     15.99       $    13.32                --
  Number of Units                                   537,445          370,965                --
  With HAV, EBP and GRO Plus
  Unit Price                                    $     15.91       $    13.27                --
  Number of Units                                   154,749           21,843                --
  With HAV, EBP and GMWB
  Unit Value                                    $     12.97               --                --
  Number of Units                                    95,076               --                --
------------------------------------------------------------------------------------------------

                                      A-11

APPENDIX A

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                                        Year Ended December 31,
------------------------------------------------------------------------------------------------
Sub-account                                     2004              2003              2002
------------------------------------------------------------------------------------------------
AST Alger All-Cap Growth (2000)
  With No Optional Benefits

  Unit Price                                 $     9.67        $     9.07        $      6.8
  Number of Units                             1,798,457         2,002,166           658,419
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $    13.25        $    12.45        $     9.36
  Number of Units                               715,598           636,548             6,409
  With GMWB

  Unit Value                                 $    13.22        $    12.43                --
  Number of Units                               119,566            10,356                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $    13.17        $    12.41        $     9.36
  Number of Units                               141,575           106,376             3,466
  With any one of EBP or HAV and GMWB
  Unit Value                                 $     6.19        $     5.84                --
  Number of Units                               107,188            87,326                --
  With HAV, EBP and GRO Plus
  Unit Price                                 $    13.10        $    12.38                --
  Number of Units                                22,732             4,810                --
  With HAV, EBP and GMWB
  Unit Value                                 $    10.73                --                --
  Number of Units                                 6,346                --                --
------------------------------------------------------------------------------------------------
AST Gabelli All-Cap Value (2000)
  With No Optional Benefits

  Unit Price                                 $    12.38        $    10.91        $     8.17
  Number of Units                             2,587,064         2,513,413         1,200,225
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $    15.14        $    13.38        $    10.04
  Number of Units                             1,071,978           727,500            28,449
  With GMWB

  Unit Value                                 $    15.11        $    13.37                --
  Number of Units                               116,474            12,627                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $    15.06        $    13.35        $    10.04
  Number of Units                               256,671           127,279                88
  With any one of EBP or HAV and GMWB
  Unit Value                                 $    11.15        $     9.89                --
  Number of Units                               194,765           166,080                --
  With HAV, EBP and GRO Plus
  Unit Price                                 $    14.98        $    13.31                --
  Number of Units                                 8,849             1,455                --
  With HAV, EBP and GMWB
  Unit Value                                 $    12.11                --                --
  Number of Units                                 7,555                --                --
------------------------------------------------------------------------------------------------

                                      A-12

                                   APPENDIX A

                 AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

                                                            Year Ended December 31,
------------------------------------------------------------------------------------------------
Sub-account                                         2004              2003              2002
------------------------------------------------------------------------------------------------
AST T. Rowe Price Natural Resources (1995)
  With No Optional Benefits
  Unit Price                                    $     16.25        $    12.59        $     9.59
  Number of Units                                 2,040,188         2,011,627           724,670
  With any one of GRO Plus, EBP or HAV
  Unit Price                                    $     17.60        $    13.67        $    10.44
  Number of Units                                 1,025,462           433,891             7,378
  With GMWB

  Unit Value                                    $     17.56        $    13.66                --
  Number of Units                                   172,186            24,634                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                    $     17.50        $    13.63        $    10.44
  Number of Units                                   158,672            77,245             5,472
  With any one of EBP or HAV and GMWB
  Unit Value                                    $     14.40        $    11.23                --
  Number of Units                                    41,428             6,747                --
  With HAV, EBP and GRO Plus
  Unit Price                                    $     17.41        $    13.60                --
  Number of Units                                    37,779             1,035                --
  With HAV, EBP and GMWB
  Unit Value                                    $     14.36                --                --
  Number of Units                                    13,775                --                --
------------------------------------------------------------------------------------------------
AST Alliance Growth 10 (1996)
  With No Optional Benefits

  Unit Price                                    $      9.44        $     9.08        $     7.46
  Number of Units                                 2,378,881         2,098,873         1,869,353
  With any one of GRO Plus, EBP or HAV
  Unit Price                                    $     11.76        $    11.34        $     9.34
  Number of Units                                 1,189,655           717,430            31,105
  With GMWB

  Unit Value                                    $     11.73        $    11.32                --
  Number of Units                                    84,417             2,206                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                    $     11.70        $    11.30        $     9.34
  Number of Units                                   297,369           114,477             3,975
  With any one of EBP or HAV and GMWB
  Unit Value                                    $      5.91        $     5.72                --
  Number of Units                                   307,367           267,109                --
  With HAV, EBP and GRO Plus
  Unit Price                                    $     11.63        $    11.27                --
  Number of Units                                    15,562             8,067                --
  With HAV, EBP and GMWB
  Unit Value                                    $     10.57                --                --
  Number of Units                                     4,945                --                --
------------------------------------------------------------------------------------------------

                                      A-13

APPENDIX A

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                                      Year Ended December 31,
------------------------------------------------------------------------------------------
Sub-account                                    2004             2003             2002
------------------------------------------------------------------------------------------
AST MFS Growth (1999)
  With No Optional Benefits

  Unit Price                                $      9.97      $      9.16      $      7.58
  Number of Units                             4,529,834        4,784,269        2,930,432
  With any one of GRO Plus, EBP or HAV
  Unit Price                                $     12.39      $     11.41      $      9.47
  Number of Units                             2,897,175        2,222,614          134,574
  With GMWB

  Unit Value                                $     12.37      $     11.40               --
  Number of Units                               304,760           18,900               --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                $     12.33      $     11.38      $      9.46
  Number of Units                               442,758          207,063            2,437
  With any one of EBP or HAV and GMWB
  Unit Value                                $      6.72      $      6.21               --
  Number of Units                               387,463          262,995               --
  With HAV, EBP and GRO Plus
  Unit Price                                $     12.26      $     11.35               --
  Number of Units                                52,718           10,550               --
  With HAV, EBP and GMWB
  Unit Value                                $     11.00               --               --
  Number of Units                                33,939               --               --
------------------------------------------------------------------------------------------
AST Marsico Capital Growth (1997)
  With No Optional Benefits

  Unit Price                                $     12.26      $     10.78      $      8.32
  Number of Units                            28,117,310       20,138,164       10,144,317
  With any one of GRO Plus, EBP or HAV
  Unit Price                                $     13.95      $     12.30      $     9.51
  Number of Units                            30,793,077       14,975,841          457,013
  With GMWB

  Unit Value                                $     13.92      $     12.28               --
  Number of Units                             3,136,818          215,988               --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                $     13.88      $     12.26      $      9.51
  Number of Units                             4,692,895        2,031,583           30,465
  With any one of EBP or HAV and GMWB
  Unit Value                                $      9.22      $      8.16               --
  Number of Units                             2,016,277          925,591               --
  With HAV, EBP and GRO Plus
  Unit Price                                $     13.80      $     12.23               --
  Number of Units                               578,919           70,776               --
  With HAV, EBP and GMWB
  Unit Value                                $     11.61               --               --
  Number of Units                               263,104               --               --
------------------------------------------------------------------------------------------

                                      A-14

                                   APPENDIX A

                 AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

                                                              Year Ended December 31,
---------------------------------------------------------------------------------------------------
Sub-account                                           2004              2003              2002
---------------------------------------------------------------------------------------------------
AST Goldman Sachs Concentrated Growth (1992)
  With No Optional Benefits

  Unit Price                                       $     9.64        $     9.45        $     7.67
  Number of Units                                   2,785,100         2,053,023         1,349,939
  With any one of GRO Plus, EBP or HAV
  Unit Price                                       $    11.83        $    11.63        $     9.46
  Number of Units                                   1,641,544           715,845            41,632
  With GMWB

  Unit Value                                       $    11.80        $    11.61                --
  Number of Units                                     122,739            17,452                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                       $    11.76        $    11.59                --
  Number of Units                                     277,607            49,620                --
  With any one of EBP or HAV and GMWB
  Unit Value                                       $     4.46        $     4.40                --
  Number of Units                                     541,661           395,905                --
  With HAV, EBP and GRO Plus
  Unit Price                                       $    11.70        $    11.56                --
  Number of Units                                      10,426               242                --
  With HAV, EBP and GMWB
  Unit Value                                       $    10.54                --                --
  Number of Units                                      12,303                --                --
---------------------------------------------------------------------------------------------------
AST DeAM Large-Cap Value (2000)
  With No Optional Benefits

  Unit Price                                       $    12.53        $    10.78        $     8.66
  Number of Units                                   2,351,197         1,072,256           664,649
  With any one of GRO Plus, EBP or HAV
  Unit Price                                       $    14.36        $    12.39        $     9.98
  Number of Units                                   1,347,344           583,969            18,250
  With GMWB

  Unit Value                                       $    14.33        $    12.38                --
  Number of Units                                     175,087             9,674                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                       $    14.29        $    12.36        $     9.97
  Number of Units                                     234,446            58,333             4,906
  With any one of EBP or HAV and GMWB
  Unit Value                                       $    10.72        $     9.28                --
  Number of Units                                     199,601           137,247                --
  With HAV, EBP and GRO Plus
  Unit Price                                       $    14.21        $    12.32                --
  Number of Units                                      16,355             4,412                --
  With HAV, EBP and GMWB
  Unit Value                                       $    12.25                --                --
  Number of Units                                       6,163                --                --
---------------------------------------------------------------------------------------------------

                                      A-15

APPENDIX A

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                                                 Year Ended December 31,
------------------------------------------------------------------------------------------------------
Sub-account                                              2004              2003              2002
------------------------------------------------------------------------------------------------------
AST Alliance/Bernstein Growth + Value(11) (2001)
  With No Optional Benefits

  Unit Price                                          $    10.72        $     9.91        $     7.99
  Number of Units                                      1,620,391         1,387,072           965,912
  With any one of GRO Plus, EBP or HAV
  Unit Price                                          $    13.07        $    12.11        $     9.79
  Number of Units                                      1,011,796           667,395            11,345
  With GMWB

  Unit Value                                          $    13.05        $    12.09                --
  Number of Units                                         72,365             5,118                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                          $    13.00        $    12.07        $     9.79
  Number of Units                                        256,194           115,455               704
  With any one of EBP or HAV and GMWB
  Unit Value                                          $     9.31        $     8.65                --
  Number of Units                                        215,645           154,955                --
  With HAV, EBP and GRO Plus
  Unit Price                                          $    12.93        $    12.04                --
  Number of Units                                          7,165             1,041                --
  With HAV, EBP and GMWB
  Unit Value                                          $    11.15                --                --
  Number of Units                                          1,191                --                --
------------------------------------------------------------------------------------------------------
AST Sanford Bernstein Core Value(12) (2001)
  With No Optional Benefits

  Unit Price                                          $    12.39        $    11.06        $     8.76
  Number of Units                                      4,643,022         3,621,862         6,005,922
  With any one of GRO Plus, EBP or HAV
  Unit Price                                          $    14.18        $    12.69        $    10.08
  Number of Units                                      3,959,115         2,277,726           386,259
  With GMWB

  Unit Value                                          $    14.15        $    12.67                --
  Number of Units                                        220,419            11,518                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                          $    14.10        $    12.65        $    10.08
  Number of Units                                        534,389           328,567            30,510
  With any one of EBP or HAV and GMWB
  Unit Value                                          $    11.83        $    10.62                --
  Number of Units                                        303,689           216,416                --
  With HAV, EBP and GRO Plus
  Unit Price                                          $    14.03        $    12.62                --
  Number of Units                                         49,912            10,893                --
  With HAV, EBP and GMWB
  Unit Value                                          $    11.86                --                --
  Number of Units                                         57,669                --                --
------------------------------------------------------------------------------------------------------

                                      A-16

                                   APPENDIX A

                 AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

                                                                   Year Ended December 31,
--------------------------------------------------------------------------------------------------------
Sub-account                                                2004              2003              2002
--------------------------------------------------------------------------------------------------------
AST Cohen & Steers Realty (1998)
  With No Optional Benefits

  Unit Price                                            $    18.49        $    13.63        $    10.08
  Number of Units                                        4,080,179         3,097,315         1,563,489
  With any one of GRO Plus, EBP or HAV
  Unit Price                                            $    18.84        $    13.92        $    10.33
  Number of Units                                        2,863,749         1,376,696            41,098
  With GMWB

  Unit Value                                            $    18.80        $    13.91                --
  Number of Units                                          184,027            13,615                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                            $    18.74        $    13.88        $    10.32
  Number of Units                                          538,151           270,852             6,429
  With any one of EBP or HAV and GMWB
  Unit Value                                            $    14.12        $    10.47                --
  Number of Units                                           68,406             8,884                --
  With HAV, EBP and GRO Plus
  Unit Price                                            $    18.64        $    13.84                --
  Number of Units                                           17,014             8,189                --
  With HAV, EBP and GMWB
  Unit Value                                            $    14.07                --                --
  Number of Units                                            5,246                --                --
--------------------------------------------------------------------------------------------------------
AST Sanford Bernstein Managed Index 500(13) (1998)
  With No Optional Benefits

  Unit Price                                            $    11.07        $    10.23        $     8.17
  Number of Units                                        6,845,369         5,442,511         3,662,406
  With any one of GRO Plus, EBP or HAV
  Unit Price                                            $    13.22        $    12.25        $     9.81
  Number of Units                                        3,486,237         2,209,334            79,915
  With GMWB

  Unit Value                                            $    13.19        $    12.24                --
  Number of Units                                          389,368            16,957                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                            $    13.15        $    12.22        $     9.81
  Number of Units                                          352,176           203,573               383
  With any one of EBP or HAV and GMWB
  Unit Value                                            $     8.58        $     7.98                --
  Number of Units                                          343,296           293,662                --
  With HAV, EBP and GRO Plus
  Unit Price                                            $    13.08        $    12.18                --
  Number of Units                                            9,296             4,899                --
  With HAV, EBP and GMWB
  Unit Value                                            $    11.31                --                --
  Number of Units                                           43,627                --                --
--------------------------------------------------------------------------------------------------------

                                      A-17

APPENDIX A

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                                            Year Ended December 31,
------------------------------------------------------------------------------------------------
Sub-account                                         2004             2003              2002
------------------------------------------------------------------------------------------------
AST American Century Income & Growth (1997)
  With No Optional Benefits

  Unit Price                                     $     11.57      $     10.45       $     8.25
  Number of Units                                  4,670,846        2,115,438        1,751,136
  With any one of GRO Plus, EBP or HAV
  Unit Price                                     $     13.80      $     12.50       $     9.89
  Number of Units                                  2,219,323          846,118           36,829
  With GMWB

  Unit Value                                     $     13.77      $     12.48               --
  Number of Units                                    198,789            2,386               --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                     $     13.73      $     12.46       $     9.89
  Number of Units                                    368,328          124,008            8,874
  With any one of EBP or HAV and GMWB
  Unit Value                                     $      9.04      $      8.22               --
  Number of Units                                    372,540          195,232               --
  With HAV, EBP and GRO Plus
  Unit Price                                     $     13.65      $     12.43               --
  Number of Units                                     25,550            4,612               --
  With HAV, EBP and GMWB
  Unit Value                                     $     11.72               --               --
  Number of Units                                      7,406               --               --
------------------------------------------------------------------------------------------------
AST Alliance Growth and Income(14) (1992)
  With No Optional Benefits

  Unit Price                                     $     11.46      $     10.50       $     8.06
  Number of Units                                 25,850,506       21,264,670        6,667,373
  With any one of GRO Plus, EBP or HAV
  Unit Price                                     $     13.91      $     12.77       $     9.83
  Number of Units                                 27,268,222       13,386,166          165,588
  With GMWB

  Unit Value                                     $     13.88      $     12.76               --
  Number of Units                                  2,899,917          187,011               --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                     $     13.83      $     12.74       $     9.83
  Number of Units                                  4,694,207        2,029,598            6,100
  With any one of EBP or HAV and GMWB
  Unit Value                                     $     10.72      $      9.88               --
  Number of Units                                  1,731,512          976,756               --
  With HAV, EBP and GRO Plus
  Unit Price                                     $     13.76      $     12.70               --
  Number of Units                                    564,502           69,435               --
  With HAV, EBP and GMWB
  Unit Value                                     $     11.50               --               --
  Number of Units                                    228,955               --               --
------------------------------------------------------------------------------------------------

                                      A-18

                                   APPENDIX A

                 AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

                                                        Year Ended December 31,
---------------------------------------------------------------------------------------------
Sub-account                                     2004              2003              2002
---------------------------------------------------------------------------------------------
AST Hotchkis & Wiley Large-Cap Value
  With No Optional Benefits

  Unit Price                                 $    11.17        $     9.83        $     8.34
  Number of Units                             3,717,848         2,647,064         2,110,071
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $    13.19        $    11.65        $      9.9
  Number of Units                             1,916,775           651,074            30,714
  With GMWB

  Unit Value                                 $    13.16        $    11.63                --
  Number of Units                               173,888            21,961                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $    13.12        $    11.61        $      9.9
  Number of Units                               198,898            90,092             5,934
  With any one of EBP or HAV and GMWB
  Unit Value                                 $     9.78        $     8.66                --
  Number of Units                               419,818           347,275                --
  With HAV, EBP and GRO Plus
  Unit Price                                 $    13.05        $    11.58                --
  Number of Units                                37,159               332                --
  With HAV, EBP and GMWB
  Unit Value                                 $    11.75                --                --
  Number of Units                                23,032                --                --
---------------------------------------------------------------------------------------------
AST DeAM Global Allocation(15) (1993)
  With No Optional Benefits

  Unit Price                                 $    11.19        $    10.24        $     8.71
  Number of Units                             1,061,887           898,161           847,517
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $    12.70        $    11.65        $     9.94
  Number of Units                               278,657           155,865             3,088
  With GMWB

  Unit Value                                 $    12.67        $    11.64                --
  Number of Units                                35,622               483                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $    12.63        $    11.62        $     9.93
  Number of Units                                52,110            34,914                94
  With any one of EBP or HAV and GMWB
  Unit Value                                 $     9.12        $     8.40                --
  Number of Units                               290,887           303,295                --
  With HAV, EBP and GRO Plus
  Unit Price                                 $    12.56        $    11.58                --
  Number of Units                                 2,849             1,169                --
  With HAV, EBP and GMWB
  Unit Value                                 $    11.23                --                --
  Number of Units                                 2,193                --                --
---------------------------------------------------------------------------------------------

                                      A-19

APPENDIX A

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                                                Year Ended December 31,
-----------------------------------------------------------------------------------------------------
Sub-account                                             2004              2003              2002
-----------------------------------------------------------------------------------------------------
AST American Century Strategic Balanced (1997)
  With No Optional Benefits

  Unit Price                                         $    11.46        $    10.69        $     9.14
  Number of Units                                     2,335,598         2,045,205         1,126,058
  With any one of GRO Plus, EBP or HAV
  Unit Price                                         $    12.43        $    11.62        $     9.97
  Number of Units                                     1,308,462           930,516            15,835
  With GMWB

  Unit Value                                         $    12.40        $    11.61                --
  Number of Units                                       175,763            18,977                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                         $    12.36        $    11.59        $     9.97
  Number of Units                                       186,307            58,741             2,760
  With any one of EBP or HAV and GMWB
  Unit Value                                         $    10.08        $     9.46                --
  Number of Units                                       218,686           196,909                --
  With HAV, EBP and GRO Plus
  Unit Price                                         $    12.29        $    11.56                --
  Number of Units                                        18,231            11,783                --
  With HAV, EBP and GMWB
  Unit Value                                         $    10.98                --                --
  Number of Units                                           125                --                --
-----------------------------------------------------------------------------------------------------
AST T. Rowe Price Asset Allocation (1994)
  With No Optional Benefits
  Unit Price                                         $    12.13        $    11.09        $     9.09
  Number of Units                                     3,551,315         2,243,566           921,329
  With any one of GRO Plus, EBP or HAV
  Unit Price                                         $    13.22        $    12.12        $     9.96
  Number of Units                                     2,109,855           955,716            21,928
  With GMWB

  Unit Value                                         $    13.19        $    12.11                --
  Number of Units                                       349,177            27,414                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                         $    13.15        $    12.09        $     9.96
  Number of Units                                       464,055           160,339               150
  With any one of EBP or HAV and GMWB
  Unit Value                                         $    11.38        $    10.48                --
  Number of Units                                        39,231             2,741                --
  With HAV, EBP and GRO Plus
  Unit Price                                         $    13.08        $    12.05                --
  Number of Units                                        46,336            31,706                --
  With HAV, EBP and GMWB
  Unit Value                                         $    11.35                --                --
  Number of Units                                         9,372                --                --
-----------------------------------------------------------------------------------------------------

                                      A-20

                                   APPENDIX A

                 AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

                                                            Year Ended December 31,
------------------------------------------------------------------------------------------------
Sub-account                                         2004             2003              2002
------------------------------------------------------------------------------------------------
AST T. Rowe Price Global Bond (1994)
  With No Optional Benefits
  Unit Price                                     $     13.45      $     12.59       $    11.34
  Number of Units                                  4,717,822        2,962,471        1,739,313
  With any one of GRO Plus, EBP or HAV
  Unit Price                                     $     12.17      $     11.42       $    10.31
  Number of Units                                  6,387,666        1,827,606           36,822
  With GMWB

  Unit Value                                     $     12.14      $     11.40               --
  Number of Units                                    712,411           24,361               --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                     $     12.10      $     11.38       $    10.31
  Number of Units                                  1,195,848          279,110            3,700
  With any one of EBP or HAV and GMWB
  Unit Value                                     $     14.05      $     13.23               --
  Number of Units                                    191,816          148,319               --
  With HAV, EBP and GRO Plus
  Unit Price                                     $     12.04      $     11.35               --
  Number of Units                                    137,089           12,591               --
  With HAV, EBP and GMWB
  Unit Value                                     $     10.94               --               --
  Number of Units                                     43,652               --               --
------------------------------------------------------------------------------------------------
AST Goldman Sachs High Yield Bond Portfolio
  With No Optional Benefits

  Unit Price                                     $     12.69      $     11.61       $     9.71
  Number of Units                                 13,717,128       12,201,163        5,592,940
  With any one of GRO Plus, EBP or HAV
  Unit Price                                     $     13.34      $     12.24       $    10.26
  Number of Units                                  4,901,936        3,684,174           74,022
  With GMWB

  Unit Value                                     $     13.31      $     12.23               --
  Number of Units                                    426,333           27,535               --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                     $     13.27      $     12.21       $    10.26
  Number of Units                                    707,876          379,114            6,524
  With any one of EBP or HAV and GMWB
  Unit Value                                     $     11.51      $     10.60               --
  Number of Units                                    545,726          346,126               --
  With HAV, EBP and GRO Plus
  Unit Price                                     $     13.20      $     12.17               --
  Number of Units                                     54,058           28,237               --
  With HAV, EBP and GMWB
  Unit Value                                     $     11.24               --               --
  Number of Units                                     65,084               --               --
------------------------------------------------------------------------------------------------

                                      A-21

APPENDIX A

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                                      Year Ended December 31,
------------------------------------------------------------------------------------------
Sub-account                                    2004             2003             2002
------------------------------------------------------------------------------------------
AST Lord Abbett Bond-Debenture (2000)
  With No Optional Benefits

  Unit Price                                $     12.26      $     11.61      $      9.94
  Number of Units                             8,369,008        7,751,236        4,146,530
  With any one of GRO Plus, EBP or HAV
  Unit Price                                $     12.56      $     11.92      $     10.23
  Number of Units                             7,337,467        4,628,945          162,571
  With GMWB

  Unit Value                                $     12.53      $     11.90               --
  Number of Units                               904,128           42,593               --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                $     12.49      $     11.88      $     10.23
  Number of Units                             1,314,641          624,019            7,474
  With any one of EBP or HAV and GMWB
  Unit Value                                $     12.18      $     11.60               --
  Number of Units                               732,155          423,485               --
  With HAV, EBP and GRO Plus
  Unit Price                                $     12.42      $     11.85               --
  Number of Units                               155,764           28,346               --
  With HAV, EBP and GMWB
  Unit Value                                $     10.88               --               --
  Number of Units                                85,669               --               --
------------------------------------------------------------------------------------------
AST PIMCO Total Return Bond (1994)
  With No Optional Benefits

  Unit Price                                $     11.31      $     10.95      $     10.57
  Number of Units                            33,208,757       26,287,388       20,544,075
  With any one of GRO Plus, EBP or HAV
  Unit Price                                $     10.82      $     10.51      $     10.17
  Number of Units                            30,067,867       16,012,778          604,147
  With GMWB

  Unit Value                                $     10.79      $     10.49               --
  Number of Units                             3,495,678          378,676               --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                $     10.76      $     10.48      $     10.17
  Number of Units                             4,319,279        2,192,336           36,236
  With any one of EBP or HAV and GMWB
  Unit Value                                $     13.09      $     12.76               --
  Number of Units                             2,344,332        1,558,557               --
  With HAV, EBP and GRO Plus
  Unit Price                                $     10.70      $     10.45               --
  Number of Units                               476,033          119,982               --
  With HAV, EBP and GMWB
  Unit Value                                $     10.32               --               --
  Number of Units                               323,335               --               --
------------------------------------------------------------------------------------------

                                      A-22

                                   APPENDIX A

                 AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

                                                        Year Ended December 31,
---------------------------------------------------------------------------------------------
Sub-account                                     2004              2003              2002
---------------------------------------------------------------------------------------------
AST PIMCO Limited Maturity Bond (1995)
  With No Optional Benefits

  Unit Price                                $     10.55       $     10.51       $     10.34
  Number of Units                            21,299,789        15,242,856        11,274,642
  With any one of GRO Plus, EBP or HAV
  Unit Price                                $     10.23       $     10.22       $     10.08
  Number of Units                            19,103,280         5,152,783           215,314
  With GMWB

  Unit Value                                $     10.21       $     10.21                --
  Number of Units                             2,764,809            36,640                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                $     10.17       $     10.19       $     10.08
  Number of Units                             2,785,690           636,860            80,547
  With any one of EBP or HAV and GMWB
  Unit Value                                $     11.62       $     11.65                --
  Number of Units                             1,143,298           329,629                --
  With HAV, EBP and GRO Plus
  Unit Price                                $     10.12       $     10.16                --
  Number of Units                               301,108            35,430                --
  With HAV, EBP and GMWB
  Unit Value                                      $9.96                --                --
  Number of Units                               240,337                --                --
---------------------------------------------------------------------------------------------
AST Money Market (1992)
  With No Optional Benefits

  Unit Price                                $      9.78       $      9.86       $      9.96
  Number of Units                            29,870,585        32,730,501        36,255,772
  With any one of GRO Plus, EBP or HAV
  Unit Price                                $      9.75       $      9.86       $      9.99
  Number of Units                             8,152,893         7,176,983           999,737
  With GMWB

  Unit Value                                $      9.73       $      9.85                --
  Number of Units                             1,312,018            81,304                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                $      9.70       $      9.83       $      9.99
  Number of Units                             1,742,703         1,118,618            70,899
  With any one of EBP or HAV and GMWB
  Unit Value                                $      9.98       $     10.13                --
  Number of Units                               234,402            35,505                --
  With HAV, EBP and GRO Plus
  Unit Price                                $      9.65       $      9.80                --
  Number of Units                               432,144           149,705                --
  With HAV, EBP and GMWB
  Unit Value                                $      9.79                --                --
  Number of Units                                61,321                --                --
---------------------------------------------------------------------------------------------

                                      A-23

APPENDIX A

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                                                                    Year Ended December 31,
                                                                        ------------------------------------------------
Sub-account                                                                   2004              2003            2002
------------------------------------------------------------------------------------------------------------------------
Gartmore Variable Investment Trust -- GVIT Developing Markets (1996)
  With No Optional Benefits

  Unit Price                                                               $    16.02        $    13.60        $   8.66
  Number of Units                                                           2,103,950         1,763,660         283,466
  With any one of GRO Plus, EBP or HAV
  Unit Price                                                               $    18.29        $    15.56        $   9.93
  Number of Units                                                             934,258           415,864          21,816
  With GMWB

  Unit Value                                                               $    18.25        $    15.54              --
  Number of Units                                                             161,653            12,503              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                                               $    18.19        $    15.52        $   9.93
  Number of Units                                                             141,365            44,993             442
  With any one of EBP or HAV and GMWB
  Unit Value                                                               $    12.74        $    10.88              --
  Number of Units                                                              25,630               843              --
  With HAV, EBP and GRO Plus
  Unit Price                                                               $    18.09        $    15.47              --
  Number of Units                                                              17,121             1,871              --
  With HAV, EBP and GMWB
  Unit Value                                                               $    12.70                --              --
  Number of Units                                                              11,161                --              --
------------------------------------------------------------------------------------------------------------------------
AIM V.I. -- Dynamics (1999)
  With No Optional Benefits

  Unit Price                                                                $   10.72        $     9.61        $   7.09
  Number of Units                                                             668,032           889,464         543,762
  With any one of GRO Plus, EBP or HAV
  Unit Price                                                                $   14.59        $    13.12        $    9.7
  Number of Units                                                             590,157           634,308          32,635
  With GMWB

  Unit Value                                                                $   14.56        $    13.11              --
  Number of Units                                                              61,543             4,848              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                                                $   14.51        $    13.08        $    9.7
  Number of Units                                                              55,199            38,518             576
  With any one of EBP or HAV and GMWB
  Unit Value                                                                $   11.67                --              --
  Number of Units                                                               1,825                --              --
  With HAV, EBP and GRO Plus
  Unit Price                                                                $   14.43        $    13.05              --
  Number of Units                                                               4,253             3,083              --
  With HAV, EBP and GMWB
  Unit Value                                                                $   11.63                --              --
  Number of Units                                                                  13                --              --
------------------------------------------------------------------------------------------------------------------------

                                      A-24

                                   APPENDIX A

                 AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

                                                    Year Ended December 31,
-------------------------------------------------------------------------------------
Sub-account                                   2004           2003            2002
-------------------------------------------------------------------------------------
AIM V.I. -- Technology (1999)
  With No Optional Benefits

  Unit Price                                 $   8.09       $   7.87       $    5.5
  Number of Units                             512,424        578,651        293,307
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $  13.71       $  13.35             --
  Number of Units                               5,184          3,695             --
  With GMWB

  Unit Value                                       --             --             --
  Number of Units                                  --             --             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                       --             --             --
  Number of Units                                  --             --             --
  With any one of EBP or HAV and GMWB
  Unit Value                                       --             --             --
  Number of Units                                  --             --             --
  With HAV, EBP and GRO Plus
  Unit Price                                       --             --             --
  Number of Units                                  --             --             --
  With HAV, EBP and GMWB
  Unit Value                                       --             --             --
  Number of Units                                  --             --             --
-------------------------------------------------------------------------------------
AIM V.I. -- Health Sciences (1999)
  With No Optional Benefits

  Unit Price                                 $  10.64       $  10.05       $      8
  Number of Units                             937,586        698,364        475,873
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $  12.58       $  11.93       $   9.51
  Number of Units                             578,826        381,478          5,444
  With GMWB

  Unit Value                                 $  12.56       $  11.91             --
  Number of Units                              87,037          2,077             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $  12.52       $  11.89       $   9.51
  Number of Units                             181,513         55,867            140
  With any one of EBP or HAV and GMWB
  Unit Value                                 $  11.41       $  10.85             --
  Number of Units                               5,057          1,330             --
  With HAV, EBP and GRO Plus
  Unit Price                                 $  12.45             --             --
  Number of Units                               5,438             --             --
  With HAV, EBP and GMWB
  Unit Value                                 $  11.38             --             --
  Number of Units                               2,157             --             --
-------------------------------------------------------------------------------------

                                      A-25

APPENDIX A

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                                         Year Ended December 31,
                                               --------------------------------------------
Sub-account                                         2004            2003           2002
-------------------------------------------------------------------------------------------
AIM V.I. -- Financial Services (1999)
  With No Optional Benefits

  Unit Price                                      $  11.94        $  11.17        $   8.76
  Number of Units                                  585,185         607,265         366,258
  With any one of GRO Plus, EBP or HAV
  Unit Price                                      $  13.44        $  12.61        $   9.92
  Number of Units                                  387,921         200,360           1,897
  With GMWB

  Unit Value                                      $  13.42        $  12.60              --
  Number of Units                                   67,581          20,268              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                      $  13.37        $  12.58        $   9.92
  Number of Units                                   84,188          50,250             141
  With any one of EBP or HAV and GMWB
  Unit Value                                      $  11.11        $  10.46              --
  Number of Units                                   15,566           1,378              --
  With HAV, EBP and GRO Plus
  Unit Price                                      $  13.30        $  12.54              --
  Number of Units                                    8,806             751              --
  With HAV, EBP and GMWB
  Unit Value                                      $  11.08              --              --
  Number of Units                                      468              --              --
-------------------------------------------------------------------------------------------
Evergreen VA -- International Equity (1999)
  With No Optional Benefits

  Unit Price                                      $  13.66        $  11.65        $   8.15
  Number of Units                                  414,631         189,143         113,389
  With any one of GRO Plus, EBP or HAV
  Unit Price                                      $  14.94        $  12.78        $   9.67
  Number of Units                                  195,986          76,749           3,669
  With GMWB

  Unit Value                                      $  12.21        $  10.45              --
  Number of Units                                   32,858             827              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                      $  14.86        $  12.74              --
  Number of Units                                   67,201           6,492              --
  With any one of EBP or HAV and GMWB
  Unit Value                                      $  12.40        $  10.64              --
  Number of Units                                   83,727          81,555              --
  With HAV, EBP and GRO Plus
  Unit Price                                      $  14.78        $  12.71              --
  Number of Units                                    7,362           1,395              --
  With HAV, EBP and GMWB
  Unit Value                                      $  12.36              --              --
  Number of Units                                    2,878              --              --
-------------------------------------------------------------------------------------------

                                      A-26

                                   APPENDIX A

                 AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

                                                      Year Ended December 31,
----------------------------------------------------------------------------------------
Sub-account                                      2004            2003           2002
----------------------------------------------------------------------------------------
Evergreen VA -- Special Equity(16) (1999)
  With No Optional Benefits

  Unit Price                                   $  11.58        $  11.12        $   7.44
  Number of Units                               702,642         815,621         127,728
  With any one of GRO Plus, EBP or HAV
  Unit Price                                   $  15.25        $  14.69        $   9.85
  Number of Units                               509,734         293,794          12,520
  With GMWB

  Unit Value                                   $  15.22        $  14.67              --
  Number of Units                                46,748           3,620              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                   $  15.17        $  14.65        $   9.85
  Number of Units                               177,731          58,548             533
  With any one of EBP or HAV and GMWB
  Unit Value                                   $   9.13        $   8.83              --
  Number of Units                               114,259          23,503              --
  With HAV, EBP and GRO Plus
  Unit Price                                   $  15.09              --              --
  Number of Units                                 3,411              --              --
  With HAV, EBP and GMWB
  Unit Value                                   $  10.53              --              --
  Number of Units                                26,034              --              --
----------------------------------------------------------------------------------------
Evergreen VA -- Omega (2000)
  With No Optional Benefits

  Unit Price                                   $  11.29        $  10.71        $   7.78
  Number of Units                               570,123         404,789          39,943
  With any one of GRO Plus, EBP or HAV
  Unit Price                                   $  13.89        $  13.21              --
  Number of Units                               387,492          56,002              --
  With GMWB

  Unit Value                                   $  13.86        $  13.19              --
  Number of Units                                31,153             283              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                   $  13.81        $  13.17              --
  Number of Units                               108,796          25,003              --
  With any one of EBP or HAV and GMWB
  Unit Value                                   $   9.40        $   8.97              --
  Number of Units                                84,876          19,658              --
  With HAV, EBP and GRO Plus
  Unit Price                                   $  13.74        $  13.13              --
  Number of Units                                 3,028           1,855              --
  With HAV, EBP and GMWB
  Unit Value                                   $  10.92              --              --
  Number of Units                                30,383              --              --
----------------------------------------------------------------------------------------

                                      A-27

APPENDIX A

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                                      Year Ended December 31,
------------------------------------------------------------------------------------------
Sub-account                                     2004              2003            2002
------------------------------------------------------------------------------------------
ProFund VP -- Europe 30 (1999)
  With No Optional Benefits

  Unit Price                                 $    12.17        $    10.83        $   7.93
  Number of Units                             1,812,435         2,116,400         292,396
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $    14.80        $    13.20        $    9.7
  Number of Units                               313,111           158,208           2,625
  With GMWB

  Unit Value                                 $    14.77        $    13.18              --
  Number of Units                                99,557            13,365              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $    14.72        $    13.16              --
  Number of Units                               162,300            40,636              --
  With any one of EBP or HAV and GMWB
  Unit Value                                 $    12.39        $    11.09              --
  Number of Units                                17,205             3,060              --
  With HAV, EBP and GRO Plus
  Unit Price                                 $    14.64                --              --
  Number of Units                                 7,739                --              --
  With HAV, EBP and GMWB
  Unit Value                                 $    12.35                --              --
  Number of Units                                 7,758                --              --
------------------------------------------------------------------------------------------
ProFund VP -- Asia 30 (2002)
  With No Optional Benefits

  Unit Price                                 $    12.30        $    12.57        $   7.75
  Number of Units                               896,010           942,605         281,993
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $    15.57        $    15.96        $   9.86
  Number of Units                               253,337           131,276           6,995
  With GMWB

  Unit Value                                 $    15.54        $    15.94              --
  Number of Units                                74,988            10,432              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $    15.49        $    15.91              --
  Number of Units                                67,805            33,050              --
  With any one of EBP or HAV and GMWB
  Unit Value                                 $    10.14        $    10.43              --
  Number of Units                                28,325             1,873              --
  With HAV, EBP and GRO Plus
  Unit Price                                 $    15.40                --              --
  Number of Units                                 5,612                --              --
  With HAV, EBP and GMWB
  Unit Value                                 $    10.10                --              --
  Number of Units                                 6,082                --              --
------------------------------------------------------------------------------------------

                                      A-28

                                   APPENDIX A

                 AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

                                                   Year Ended December 31,
------------------------------------------------------------------------------------
Sub-account                                   2004           2003           2002
------------------------------------------------------------------------------------
ProFund VP -- Japan (2002)
  With No Optional Benefits

  Unit Price                                 $   9.55       $   9.03       $   7.24
  Number of Units                             710,879        426,718         65,845
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $  13.40       $  12.70       $  10.21
  Number of Units                             137,584         76,553            351
  With GMWB

  Unit Value                                 $  13.38       $  12.69             --
  Number of Units                              35,968          1,883             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $  13.33       $  12.67             --
  Number of Units                              62,668         10,769             --
  With any one of EBP or HAV and GMWB
  Unit Value                                 $  10.35             --             --
  Number of Units                               8,278             --             --
  With HAV, EBP and GRO Plus
  Unit Price                                 $  13.26             --             --
  Number of Units                               7,559             --             --
  With HAV, EBP and GMWB
  Unit Value                                       --             --             --
  Number of Units                                  --             --             --
------------------------------------------------------------------------------------
ProFund VP -- Banks (2002)
  With No Optional Benefits

  Unit Price                                 $  11.98       $  10.90       $   8.56
  Number of Units                             229,711         93,067        101,136
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $  14.10       $  12.86       $  10.13
  Number of Units                             171,696         34,962          3,422
  With GMWB

  Unit Value                                 $  14.07             --             --
  Number of Units                               8,847             --             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $  14.03       $  12.83             --
  Number of Units                              29,071          6,833             --
  With any one of EBP or HAV and GMWB
  Unit Value                                 $  11.58             --             --
  Number of Units                              20,936             --             --
  With HAV, EBP and GRO Plus
  Unit Price                                 $  13.95       $  12.79             --
  Number of Units                                 788          1,039             --
  With HAV, EBP and GMWB
  Unit Value                                 $  11.54             --             --
  Number of Units                                 582             --             --
------------------------------------------------------------------------------------

                                      A-29

APPENDIX A

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                                     Year Ended December 31,
----------------------------------------------------------------------------------------
Sub-account                                    2004             2003            2002
----------------------------------------------------------------------------------------
ProFund VP -- Basic Materials (2002)
  With No Optional Benefits

  Unit Price                                 $  11.87        $    10.95        $   8.46
  Number of Units                             529,237         1,512,864          76,331
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $  14.43        $    13.35        $  10.34
  Number of Units                             170,212           100,189              12
  With GMWB

  Unit Value                                 $  14.40        $    13.33              --
  Number of Units                              23,555             8,054              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $  14.35        $    13.31              --
  Number of Units                              35,537            15,986              --
  With any one of EBP or HAV and GMWB
  Unit Value                                 $  12.43                --              --
  Number of Units                              15,658                --              --
  With HAV, EBP and GRO Plus
  Unit Price                                 $  14.28                --              --
  Number of Units                               3,155                --              --
  With HAV, EBP and GMWB
  Unit Value                                 $  12.40                --              --
  Number of Units                               1,246                --              --
----------------------------------------------------------------------------------------
ProFund VP -- Biotechnology (2001)
  With No Optional Benefits

  Unit Price                                 $  10.52        $     9.75        $   7.09
  Number of Units                             757,678           208,971         130,082
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $  14.56        $    13.53              --
  Number of Units                               5,878               847              --
  With GMWB

  Unit Value                                       --                --              --
  Number of Units                                  --                --              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                       --                --              --
  Number of Units                                  --                --              --
  With any one of EBP or HAV and GMWB
  Unit Value                                       --                --              --
  Number of Units                                  --                --              --
  With HAV, EBP and GRO Plus
  Unit Price                                       --                --              --
  Number of Units                                  --                --              --
  With HAV, EBP and GMWB
  Unit Value                                       --                --              --
  Number of Units                                  --                --              --
----------------------------------------------------------------------------------------

                                      A-30

                                   APPENDIX A

                 AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

                                                   Year Ended December 31,
------------------------------------------------------------------------------------
Sub-account                                   2004           2003           2002
------------------------------------------------------------------------------------
ProFund VP -- Consumer Services (2002)
  With No Optional Benefits

  Unit Price                                 $   9.56       $   9.04       $   7.25
  Number of Units                             430,620        136,269        128,022
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $  12.31       $  11.66       $   9.37
  Number of Units                              87,433         30,700          2,426
  With GMWB

  Unit Value                                 $  12.28             --             --
  Number of Units                              17,197             --             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $  12.24       $  11.62             --
  Number of Units                               8,198          5,655             --
  With any one of EBP or HAV and GMWB
  Unit Value                                 $  10.69             --             --
  Number of Units                               2,087             --             --
  With HAV, EBP and GRO Plus
  Unit Price                                 $  12.17       $  11.59             --
  Number of Units                               1,211          3,817             --
  With HAV, EBP and GMWB
  Unit Value                                 $  10.66             --             --
  Number of Units                                  14             --             --
------------------------------------------------------------------------------------
ProFund VP -- Consumer Goods (2002)
  With No Optional Benefits

  Unit Price                                 $  10.36       $   9.64       $   8.28
  Number of Units                             369,007         58,425        148,446
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $  12.33       $  11.51       $    9.9
  Number of Units                             102,706         12,720          2,303
  With GMWB

  Unit Value                                 $  12.31       $  11.49             --
  Number of Units                               8,437            954             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $  12.27             --             --
  Number of Units                              54,297             --             --
  With any one of EBP or HAV and GMWB
  Unit Value                                 $  11.40       $  10.67             --
  Number of Units                               9,175          4,737             --
  With HAV, EBP and GRO Plus
  Unit Price                                 $  12.20             --             --
  Number of Units                               1,731             --             --
  With HAV, EBP and GMWB
  Unit Value                                       --             --             --
  Number of Units                                  --             --             --
------------------------------------------------------------------------------------

                                      A-31

APPENDIX A

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                                      Year Ended December 31,
------------------------------------------------------------------------------------------
Sub-account                                     2004              2003            2002
------------------------------------------------------------------------------------------
ProFund VP -- Oil & Gas (2001)
  With No Optional Benefits

  Unit Price                                 $    13.33        $    10.48        $   8.71
  Number of Units                             1,856,882         1,225,844         299,833
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $    15.40        $    12.14        $  10.12
  Number of Units                               888,111           114,553           1,660
  With GMWB

  Unit Value                                 $    15.37        $    12.12              --
  Number of Units                                58,804             4,007              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $    15.32        $    12.10              --
  Number of Units                               174,913            25,623              --
  With any one of EBP or HAV and GMWB
  Unit Value                                 $    13.80                --              --
  Number of Units                                29,672                --              --
  With HAV, EBP and GRO Plus
  Unit Price                                 $    15.23        $    12.07              --
  Number of Units                                14,353             2,434              --
  With HAV, EBP and GMWB
  Unit Value                                 $    13.76                --              --
  Number of Units                                 6,676                --              --
------------------------------------------------------------------------------------------
ProFund VP -- Financials (2001)
  With No Optional Benefits

  Unit Price                                 $    12.19        $    11.23        $   8.85
  Number of Units                               553,342           398,159         221,377
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $    13.48        $    12.45        $   9.84
  Number of Units                               323,190           134,420           2,066
  With GMWB

  Unit Value                                 $    13.45        $    12.44              --
  Number of Units                                17,749             1,060              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $    13.41        $    12.42              --
  Number of Units                                35,528            27,402              --
  With any one of EBP or HAV and GMWB
  Unit Value                                 $    11.26                --              --
  Number of Units                                15,974                --              --
  With HAV, EBP and GRO Plus
  Unit Price                                 $    13.33                --              --
  Number of Units                                 1,103                --              --
  With HAV, EBP and GMWB
  Unit Value                                         --                --              --
  Number of Units                                    --                --              --
------------------------------------------------------------------------------------------

                                      A-32

                                   APPENDIX A

                 AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

                                                     Year Ended December 31,
------------------------------------------------------------------------------------------
Sub-account                                     2004            2003           2002
------------------------------------------------------------------------------------------
ProFund VP -- Health Care (2001)
  With No Optional Benefits

  Unit Price                                 $     9.23        $   9.17       $   7.94
  Number of Units                             1,318,525         707,449        388,508
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $    11.10        $  11.05       $   9.59
  Number of Units                               518,389         244,228          6,831
  With GMWB

  Unit Value                                 $    11.07        $  11.04             --
  Number of Units                                 8,570           1,969             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $    11.04        $  11.02             --
  Number of Units                               139,890          56,392             --
  With any one of EBP or HAV and GMWB
  Unit Value                                 $    10.65              --             --
  Number of Units                                 5,322              --             --
  With HAV, EBP and GRO Plus
  Unit Price                                 $    10.98        $  10.99             --
  Number of Units                                 4,035           2,123             --
  With HAV, EBP and GMWB
  Unit Value                                         --              --             --
  Number of Units                                    --              --             --
------------------------------------------------------------------------------------------
ProFund VP -- Industrials (2002)
  With No Optional Benefits

  Unit Price                                 $    11.15        $  10.01       $   7.93
  Number of Units                               253,411         318,339         12,642
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $    14.27        $  12.85             --
  Number of Units                                88,729          20,601             --
  With GMWB

  Unit Value                                 $    14.24              --             --
  Number of Units                                 4,426              --             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $    14.20        $  12.81             --
  Number of Units                                14,026           4,507             --
  With any one of EBP or HAV and GMWB
  Unit Value                                 $    12.08              --             --
  Number of Units                                 4,381              --             --
  With HAV, EBP and GRO Plus
  Unit Price                                 $    14.12              --             --
  Number of Units                                   945              --             --
  With HAV, EBP and GMWB
  Unit Value                                 $    12.04              --             --
  Number of Units                                   807              --             --
------------------------------------------------------------------------------------------

                                      A-33

APPENDIX A

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                                    Year Ended December 31,
--------------------------------------------------------------------------------------
Sub-account                                    2004            2003           2002
--------------------------------------------------------------------------------------
ProFund VP -- Internet (2002)
  With No Optional Benefits

  Unit Price                                 $  17.89        $  15.00        $   8.57
  Number of Units                             992,879         206,876         306,572
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $  19.83        $  16.67              --
  Number of Units                               3,806           1,210              --
  With GMWB

  Unit Value                                       --              --              --
  Number of Units                                  --              --              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                       --              --              --
  Number of Units                                  --              --              --
  With any one of EBP or HAV and GMWB
  Unit Value                                       --              --              --
  Number of Units                                  --              --              --
  With HAV, EBP and GRO Plus
  Unit Price                                       --              --              --
  Number of Units                                  --              --              --
  With HAV, EBP and GMWB
  Unit Value                                       --              --              --
  Number of Units                                  --              --              --
--------------------------------------------------------------------------------------
ProFund VP -- Pharmaceuticals (2002)
  With No Optional Benefits

  Unit Price                                 $   7.93        $   8.89        $   8.56
  Number of Units                             527,336         266,978         136,559
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $   8.88        $   9.97        $   9.63
  Number of Units                             246,789          77,105           2,545
  With GMWB

  Unit Value                                 $   8.86        $   9.96              --
  Number of Units                              23,137           2,871              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $   8.83        $   9.94              --
  Number of Units                              70,946           6,346              --
  With any one of EBP or HAV and GMWB
  Unit Value                                 $   9.44              --              --
  Number of Units                               5,382              --              --
  With HAV, EBP and GRO Plus
  Unit Price                                 $   8.78        $   9.91              --
  Number of Units                               3,939           1,646              --
  With HAV, EBP and GMWB
  Unit Value                                       --              --              --
  Number of Units                                  --              --              --
--------------------------------------------------------------------------------------

                                      A-34

                                   APPENDIX A

                 AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

                                                        Year Ended December 31,
---------------------------------------------------------------------------------------------
Sub-account                                     2004              2003              2002
---------------------------------------------------------------------------------------------
ProFund VP -- Precious Metals (2002)
  With No Optional Benefits

  Unit Price                                 $    11.77        $    13.29        $      9.7
  Number of Units                             1,479,384         1,329,806         1,175,651
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $    13.64        $    15.44        $     11.3
  Number of Units                               457,761           390,896            19,964
  With GMWB

  Unit Value                                 $    13.61                --                --
  Number of Units                                42,627                --                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $    13.57        $    15.39                --
  Number of Units                               111,588            44,664                --
  With any one of EBP or HAV and GMWB
  Unit Value                                 $    10.17                --                --
  Number of Units                                93,541                --                --
  With HAV, EBP and GRO Plus
  Unit Price                                 $    13.49        $    15.35                --
  Number of Units                                 7,072             1,458                --
  With HAV, EBP and GMWB
  Unit Value                                 $    10.14        $    11.55                --
  Number of Units                                11,671            23,284                --
---------------------------------------------------------------------------------------------
ProFund VP -- Real Estate (2001)
  With No Optional Benefits

  Unit Price                                 $    16.15        $    12.91        $     9.86
  Number of Units                             1,816,706           462,906           441,318
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $    16.63        $    13.33        $     10.2
  Number of Units                               509,763           136,941            12,789
  With GMWB

  Unit Value                                 $    16.60        $    13.31                --
  Number of Units                                58,062             3,835                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $    16.54        $    13.29                --
  Number of Units                               128,625            32,970                --
  With any one of EBP or HAV and GMWB
  Unit Value                                 $    13.06                --                --
  Number of Units                                22,857                --                --
  With HAV, EBP and GRO Plus
  Unit Price                                 $    16.45                --                --
  Number of Units                                   629                --                --
  With HAV, EBP and GMWB
  Unit Value                                 $    13.02                --                --
  Number of Units                                 1,198                --                --
---------------------------------------------------------------------------------------------

                                      A-35

APPENDIX A

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                                   Year Ended December 31,
------------------------------------------------------------------------------------
Sub-account                                   2004           2003           2002
------------------------------------------------------------------------------------
ProFund VP -- Semiconductor (2002)
  With No Optional Benefits

  Unit Price                                 $   7.15       $   9.51        $  5.14
  Number of Units                             694,352        423,958         93,241
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $  11.95       $  15.93             --
  Number of Units                               3,639          3,475             --
  With GMWB

  Unit Value                                       --             --             --
  Number of Units                                  --             --             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                       --             --             --
  Number of Units                                  --             --             --
  With any one of EBP or HAV and GMWB
  Unit Value                                       --             --             --
  Number of Units                                  --             --             --
  With HAV, EBP and GRO Plus
  Unit Price                                       --             --             --
  Number of Units                                  --             --             --
  With HAV, EBP and GMWB
  Unit Value                                       --             --             --
  Number of Units                                  --             --             --
------------------------------------------------------------------------------------
ProFund VP -- Technology (2001)
  With No Optional Benefits

  Unit Price                                 $   8.48       $   8.66       $   6.03
  Number of Units                             727,580        497,972        254,131
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $  12.99       $  13.30             --
  Number of Units                               9,239          6,845             --
  With GMWB

  Unit Value                                       --             --             --
  Number of Units                                  --             --             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                       --             --             --
  Number of Units                                  --             --             --
  With any one of EBP or HAV and GMWB
  Unit Value                                       --             --             --
  Number of Units                                  --             --             --
  With HAV, EBP and GRO Plus
  Unit Price                                       --             --             --
  Number of Units                                  --             --             --
  With HAV, EBP and GMWB
  Unit Value                                       --             --             --
  Number of Units                                  --             --             --
------------------------------------------------------------------------------------

                                      A-36

                                   APPENDIX A

                 AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

                                                      Year Ended December 31,
----------------------------------------------------------------------------------------
Sub-account                                      2004            2003           2002
----------------------------------------------------------------------------------------
ProFund VP -- Telecommunications (2001)
  With No Optional Benefits

  Unit Price                                  $     8.19        $   7.21       $  7.15
  Number of Units                                460,848         398,350        272,408
  With any one of GRO Plus, EBP or HAV
  Unit Price                                  $    11.43        $  10.08       $  10.03
  Number of Units                                212,127          47,283          3,642
  With GMWB

  Unit Value                                  $    11.40              --             --
  Number of Units                                  6,379              --             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                  $    11.37        $  10.05             --
  Number of Units                                 34,691          13,783             --
  With any one of EBP or HAV and GMWB
  Unit Value                                  $    12.54              --             --
  Number of Units                                  4,099              --             --
  With HAV, EBP and GRO Plus
  Unit Price                                  $    11.31              --             --
  Number of Units                                 11,741              --             --
  With HAV, EBP and GMWB
  Unit Value                                  $    12.50              --             --
  Number of Units                                  2,691              --             --
----------------------------------------------------------------------------------------
ProFund VP -- Utilities (2001)
  With No Optional Benefits

  Unit Price                                  $    11.13        $   9.34       $  7.83
  Number of Units                              1,060,939         618,427        521,419
  With any one of GRO Plus, EBP or HAV
  Unit Price                                  $    15.00        $  12.63       $  10.61
  Number of Units                                332,768          93,690          8,871
  With GMWB

  Unit Value                                  $    14.97        $  12.62             --
  Number of Units                                 57,208           8,137             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                  $    14.92        $  12.60             --
  Number of Units                                 87,691          10,588             --
  With any one of EBP or HAV and GMWB
  Unit Value                                  $    12.51              --             --
  Number of Units                                 21,365              --             --
  With HAV, EBP and GRO Plus
  Unit Price                                  $    14.84              --             --
  Number of Units                                  7,490              --             --
  With HAV, EBP and GMWB
  Unit Value                                  $    12.47              --             --
  Number of Units                                    573              --             --
----------------------------------------------------------------------------------------

                                      A-37

APPENDIX A

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                                        Year Ended December 31,
---------------------------------------------------------------------------------------------
Sub-account                                     2004              2003              2002
---------------------------------------------------------------------------------------------
ProFund VP -- Bull (2002)
  With No Optional Benefits

  Unit Price                                 $    10.53        $     9.84        $     7.97
  Number of Units                             8,215,357         3,563,562           954,792
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $    12.82        $    12.01        $     9.75
  Number of Units                             2,052,501           708,248            10,297
  With GMWB

  Unit Value                                 $    12.79        $    12.00                --
  Number of Units                               171,187             1,179                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $    12.75        $    11.98        $     9.75
  Number of Units                               570,114            58,349               400
  With any one of EBP or HAV and GMWB
  Unit Value                                 $    11.25        $    10.58                --
  Number of Units                                31,600               427                --
  With HAV, EBP and GRO Plus
  Unit Price                                 $    12.68        $    11.94                --
  Number of Units                                88,697            10,714                --
  With HAV, EBP and GMWB
  Unit Value                                 $    11.21                --                --
  Number of Units                                12,971                --                --
---------------------------------------------------------------------------------------------
ProFund VP -- Bear (2001)
  With No Optional Benefits

  Unit Price                                 $     7.45        $     8.44        $    11.38
  Number of Units                             1,202,243         1,886,515         1,532,543
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $     6.60        $     7.49        $    10.13
  Number of Units                               289,105           716,467            28,618
  With GMWB

  Unit Value                                 $     6.58                --                --
  Number of Units                                41,480                --                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $     6.56        $     7.47        $    10.13
  Number of Units                                60,475            36,686             1,514
  With any one of EBP or HAV and GMWB
  Unit Value                                 $     8.15        $     9.29                --
  Number of Units                                10,709             7,927                --
  With HAV, EBP and GRO Plus
  Unit Price                                 $     6.52        $     7.45                --
  Number of Units                                14,578            13,622                --
  With HAV, EBP and GMWB
  Unit Value                                 $     8.12        $     9.29                --
  Number of Units                                 1,620             7,293                --
---------------------------------------------------------------------------------------------

                                      A-38

                                   APPENDIX A

                 AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

                                                        Year Ended December 31,
---------------------------------------------------------------------------------------------
Sub-account                                     2004              2003              2002
---------------------------------------------------------------------------------------------
ProFund VP -- UltraBull (2001)
  With No Optional Benefits

  Unit Price                                 $    11.76        $    10.20        $     6.78
  Number of Units                             2,817,803         1,431,345           297,435
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $    16.58        $    14.42        $     9.61
  Number of Units                                 9,518             1,432               245
  With GMWB

  Unit Value                                         --                --                --
  Number of Units                                    --                --                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                         --                --                --
  Number of Units                                    --                --                --
  With any one of EBP or HAV and GMWB
  Unit Value                                         --                --                --
  Number of Units                                    --                --                --
  With HAV, EBP and GRO Plus
  Unit Price                                         --                --                --
  Number of Units                                    --                --                --
  With HAV, EBP and GMWB
  Unit Value                                         --                --                --
  Number of Units                                    --                --                --
---------------------------------------------------------------------------------------------
ProFund VP -- OTC (2001)
  With No Optional Benefits

  Unit Price                                 $     9.94        $     9.32        $     6.45
  Number of Units                             4,885,351         4,445,234         1,346,852
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $    14.34        $    13.47        $     9.36
  Number of Units                             1,807,904           810,005            13,113
  With GMWB

  Unit Value                                 $    14.31        $    13.46                --
  Number of Units                               128,923             5,378                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $    14.27        $    13.44                --
  Number of Units                               225,055            34,480                --
  With any one of EBP or HAV and GMWB
  Unit Value                                 $    10.92                --                --
  Number of Units                                28,507                --                --
  With HAV, EBP and GRO Plus
  Unit Price                                 $    14.19                --                --
  Number of Units                                32,376                --                --
  With HAV, EBP and GMWB
  Unit Value                                 $    10.88                --                --
  Number of Units                                14,308                --                --
---------------------------------------------------------------------------------------------

                                      A-39

APPENDIX A

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                                       Year Ended December 31,
---------------------------------------------------------------------------------------------
Sub-account                                     2004              2003             2002
---------------------------------------------------------------------------------------------
ProFund VP -- Short OTC (2002)
  With No Optional Benefits

  Unit Price                                 $     5.93        $     6.78        $       11
  Number of Units                               908,064         1,535,439           433,181
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $     5.60        $     6.42        $    10.43
  Number of Units                               181,352           196,526            15,308
  With GMWB

  Unit Value                                 $     5.58                --                --
  Number of Units                                 7,191                --                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $     5.57        $     6.40                --
  Number of Units                                65,148            20,167                --
  With any one of EBP or HAV and GMWB
  Unit Value                                         --        $     9.49                --
  Number of Units                                    --             7,708                --
  With HAV, EBP and GRO Plus
  Unit Price                                 $     5.54        $     6.38                --
  Number of Units                                16,306            16,907                --
  With HAV, EBP and GMWB
  Unit Value                                         --                --                --
  Number of Units                                    --                --                --
---------------------------------------------------------------------------------------------
ProFund VP -- UltraOTC (1999)
  With No Optional Benefits

  Unit Price                                 $     7.89        $     7.03        $     3.53
  Number of Units                             6,592,447         3,410,589         1,003,123
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $    19.36        $    17.30        $      8.7
  Number of Units                                22,282             5,905               233
  With GMWB

  Unit Value                                         --                --                --
  Number of Units                                    --                --                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                         --                --                --
  Number of Units                                    --                --                --
  With any one of EBP or HAV and GMWB
  Unit Value                                         --                --                --
  Number of Units                                    --                --                --
  With HAV, EBP and GRO Plus
  Unit Price                                         --                --                --
  Number of Units                                    --                --                --
  With HAV, EBP and GMWB
  Unit Value                                         --                --                --
  Number of Units                                    --                --                --
---------------------------------------------------------------------------------------------

                                      A-40

                                   APPENDIX A

                 AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

                                                      Year Ended December 31,
------------------------------------------------------------------------------------------
Sub-account                                     2004              2003            2002
------------------------------------------------------------------------------------------
ProFund VP -- Mid-Cap Value (2002)
  With No Optional Benefits

  Unit Price                                 $    11.67        $    10.23        $   7.66
  Number of Units                             2,632,869         1,455,513         438,387
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $    15.24        $    13.40        $  10.06
  Number of Units                               626,618           462,172           4,777
  With GMWB

  Unit Value                                 $    15.21        $    13.39              --
  Number of Units                               110,312             4,164              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $    15.16        $    13.36        $  10.06
  Number of Units                               304,648            99,189           4,799
  With any one of EBP or HAV and GMWB
  Unit Value                                 $    12.20        $    10.77              --
  Number of Units                                39,454             3,516              --
  With HAV, EBP and GRO Plus
  Unit Price                                 $    15.08        $    13.33              --
  Number of Units                                12,473               916              --
  With HAV, EBP and GMWB
  Unit Value                                 $    12.17                --              --
  Number of Units                                 3,507                --              --
------------------------------------------------------------------------------------------
ProFund VP -- Mid-Cap Growth (2002)
  With No Optional Benefits

  Unit Price                                 $    10.58        $     9.69        $    7.7
  Number of Units                             2,220,901         1,009,867         439,054
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $    13.42        $    12.32        $   9.82
  Number of Units                               579,666           295,528           1,587
  With GMWB

  Unit Value                                 $    13.39        $    12.31              --
  Number of Units                                53,472             2,028              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $    13.35        $    12.28        $   9.81
  Number of Units                               163,302            47,141           1,583
  With any one of EBP or HAV and GMWB
  Unit Value                                 $    11.12        $    10.24              --
  Number of Units                                21,341             3,933              --
  With HAV, EBP and GRO Plus
  Unit Price                                 $    13.28        $    12.25              --
  Number of Units                                 6,489             1,274              --
  With HAV, EBP and GMWB
  Unit Value                                 $    11.09                --              --
  Number of Units                                 9,859                --              --
------------------------------------------------------------------------------------------

                                      A-41

APPENDIX A

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                                      Year Ended December 31,
------------------------------------------------------------------------------------------
Sub-account                                     2004              2003            2002
------------------------------------------------------------------------------------------
ProFund VP -- UltraMid-Cap (2002)
  With No Optional Benefits

  Unit Price                                 $    11.99        $     9.55        $   5.71
  Number of Units                             3,106,849         1,112,311         477,953
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $    20.62        $    16.46        $   9.86
  Number of Units                               338,303           136,523           1,673
  With GMWB

  Unit Value                                 $    20.57        $    16.44              --
  Number of Units                               101,493             3,746              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $    20.51        $    16.41              --
  Number of Units                               150,540            88,028              --
  With any one of EBP or HAV and GMWB
  Unit Value                                 $    13.86                --              --
  Number of Units                                27,449                --              --
  With HAV, EBP and GRO Plus
  Unit Price                                 $    20.40        $    16.37              --
  Number of Units                                 2,161               557              --
  With HAV, EBP and GMWB
  Unit Value                                 $    13.81                --              --
  Number of Units                                14,660                --              --
------------------------------------------------------------------------------------------
ProFund VP -- Small-Cap Value (2002)
  With No Optional Benefits

  Unit Price                                 $    11.10        $     9.39        $   7.09
  Number of Units                             4,088,760         5,144,632         994,778
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $    15.80        $    13.41        $  10.15
  Number of Units                             2,597,154         1,218,990          19,019
  With GMWB

  Unit Value                                 $    15.76        $    13.39              --
  Number of Units                               163,443            24,769              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $    15.71        $    13.37              --
  Number of Units                               596,413           207,523              --
  With any one of EBP or HAV and GMWB
  Unit Value                                 $    12.53        $    10.67              --
  Number of Units                                31,732             4,223              --
  With HAV, EBP and GRO Plus
  Unit Price                                 $    15.63        $    13.33              --
  Number of Units                                29,856            28,687              --
  With HAV, EBP and GMWB
  Unit Value                                 $    12.49                --              --
  Number of Units                                 6,158                --              --
------------------------------------------------------------------------------------------

                                      A-42

                                   APPENDIX A

                 AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

                                                      Year Ended December 31,
------------------------------------------------------------------------------------------
Sub-account                                     2004              2003            2002
------------------------------------------------------------------------------------------
ProFund VP -- Small-Cap Growth (2002)
  With No Optional Benefits

  Unit Price                                 $    11.98        $    10.16        $   7.69
  Number of Units                             4,677,820         3,868,951         772,260
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $    15.34        $    13.05        $   9.91
  Number of Units                             1,611,060         1,289,398          10,572
  With GMWB

  Unit Value                                 $    15.31        $    13.04              --
  Number of Units                               170,800            21,997              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $    15.26        $    13.01              --
  Number of Units                               285,725           210,595              --
  With any one of EBP or HAV and GMWB
  Unit Value                                 $    12.23        $    10.44              --
  Number of Units                                42,134             2,529              --
  With HAV, EBP and GRO Plus
  Unit Price                                 $    15.17        $    12.98              --
  Number of Units                                 9,388            30,164              --
  With HAV, EBP and GMWB
  Unit Value                                 $    12.19                --              --
  Number of Units                                13,290                --              --
------------------------------------------------------------------------------------------
ProFund VP -- UltraSmall-Cap (1999)
  With No Optional Benefits

  Unit Price                                 $    15.52        $    12.04        $   6.14
  Number of Units                             5,098,565         1,702,558         212,085
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $    24.98        $    19.43              --
  Number of Units                                32,780            13,082              --
  With GMWB

  Unit Value                                         --                --              --
  Number of Units                                    --                --              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                         --                --              --
  Number of Units                                    --                --              --
  With any one of EBP or HAV and GMWB
  Unit Value                                         --                --              --
  Number of Units                                    --                --              --
  With HAV, EBP and GRO Plus
  Unit Price                                         --                --              --
  Number of Units                                    --                --              --
  With HAV, EBP and GMWB
  Unit Value                                         --                --              --
  Number of Units                                    --                --              --
------------------------------------------------------------------------------------------

                                      A-43

APPENDIX A

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                                               Year Ended December 31,
------------------------------------------------------------------------------------------------------
Sub-account                                            2004              2003              2002
------------------------------------------------------------------------------------------------------
ProFund VP -- U.S. Government Plus (2002)
  With No Optional Benefits
  Unit Price                                        $    11.79        $    11.08        $    11.56
  Number of Units                                    1,051,158           731,470         2,486,854
  With any one of GRO Plus, EBP or HAV
  Unit Price                                        $    10.34        $     9.75        $    10.19
  Number of Units                                      372,142           291,892            22,148
  With GMWB

  Unit Value                                        $    10.32        $     9.73                --
  Number of Units                                      120,311            14,956                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                        $    10.29        $     9.72        $    10.19
  Number of Units                                      111,072            32,854               609
  With any one of EBP or HAV and GMWB
  Unit Value                                        $    10.80                --                --
  Number of Units                                        4,588                --                --
  With HAV, EBP and GRO Plus
  Unit Price                                        $    10.23                --                --
  Number of Units                                       13,114                --                --
  With HAV, EBP and GMWB
  Unit Value                                                --                --                --
  Number of Units                                           --                --                --
------------------------------------------------------------------------------------------------------
ProFund VP -- Rising Rates Opportunity (2002)
  With No Optional Benefits

  Unit Price                                        $     6.63        $     7.56        $     8.02
  Number of Units                                    5,314,528         1,817,924           165,792
  With any one of GRO Plus, EBP or HAV
  Unit Price                                        $     7.97        $     9.12        $     9.69
  Number of Units                                    2,060,525           445,486             9,028
  With GMWB

  Unit Value                                        $     7.95        $     9.11                --
  Number of Units                                      333,355             4,991                --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                        $     7.93        $     9.09                --
  Number of Units                                      588,490            82,598                --
  With any one of EBP or HAV and GMWB
  Unit Value                                        $     8.31                --                --
  Number of Units                                      219,942                --                --
  With HAV, EBP and GRO Plus
  Unit Price                                        $     7.89        $     9.07                --
  Number of Units                                       52,002            10,876                --
  With HAV, EBP and GMWB
  Unit Value                                        $     8.28                --                --
  Number of Units                                       14,108                --                --
------------------------------------------------------------------------------------------------------

                                      A-44

                                   APPENDIX A

                 AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

                                                 Year Ended December 31,
--------------------------------------------------------------------------------
Sub-account                                    2004         2003         2002
--------------------------------------------------------------------------------
ProFund VP -- Large-Cap Growth
  With No Optional Benefits

  Unit Price                                 $  10.37        --           --
  Number of Units                              72,725        --           --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $  10.37        --           --
  Number of Units                              18,860        --           --
  With GMWB

  Unit Value                                 $  10.37        --           --
  Number of Units                               2,860        --           --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $  10.37        --           --
  Number of Units                               6,286        --           --
  With any one of EBP or HAV and GMWB
  Unit Value                                 $  10.37        --           --
  Number of Units                                 554        --           --
  With HAV, EBP and GRO Plus
  Unit Price                                 $  10.37        --           --
  Number of Units                                  84        --           --
  With HAV, EBP and GMWB
  Unit Value                                       --        --           --
  Number of Units                                  --        --           --
--------------------------------------------------------------------------------
ProFund VP -- Large-Cap Value
  With No Optional Benefits

  Unit Price                                 $  10.37        --           --
  Number of Units                             159,605        --           --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $  10.36        --           --
  Number of Units                              36,170        --           --
  With GMWB

  Unit Value                                 $  10.36        --           --
  Number of Units                               3,802        --           --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $  10.36        --           --
  Number of Units                               1,123        --           --
  With any one of EBP or HAV and GMWB
  Unit Value                                 $  10.36        --           --
  Number of Units                                 554        --           --
  With HAV, EBP and GRO Plus
  Unit Price                                 $  10.36        --           --
  Number of Units                                  84        --           --
  With HAV, EBP and GMWB
  Unit Value                                       --        --           --
  Number of Units                                  --        --           --
--------------------------------------------------------------------------------

                                      A-45

APPENDIX A

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                                 Year Ended December 31,
--------------------------------------------------------------------------------
Sub-account                                   2004         2003          2002
--------------------------------------------------------------------------------
ProFund VP -- Short Mid-Cap
  With No Optional Benefits

  Unit Price                                 $   9.70       --            --
  Number of Units                              39,360       --            --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                       --       --            --
  Number of Units                                  --       --            --
  With GMWB

  Unit Value                                       --       --            --
  Number of Units                                  --       --            --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                       --       --            --
  Number of Units                                  --       --            --
  With any one of EBP or HAV and GMWB
  Unit Value                                       --       --            --
  Number of Units                                  --       --            --
  With HAV, EBP and GRO Plus
  Unit Price                                       --       --            --
  Number of Units                                  --       --            --
  With HAV, EBP and GMWB
  Unit Value                                       --       --            --
  Number of Units                                  --       --            --
--------------------------------------------------------------------------------
ProFund VP -- Short Small-Cap
  With No Optional Benefits

  Unit Price                                 $   9.54       --            --
  Number of Units                             136,809       --            --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                       --       --            --
  Number of Units                                  --       --            --
  With GMWB

  Unit Value                                       --       --            --
  Number of Units                                  --       --            --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                       --       --            --
  Number of Units                                  --       --            --
  With any one of EBP or HAV and GMWB
  Unit Value                                       --       --            --
  Number of Units                                  --       --            --
  With HAV, EBP and GRO Plus
  Unit Price                                       --       --            --
  Number of Units                                  --       --            --
  With HAV, EBP and GMWB
  Unit Value                                       --       --            --
  Number of Units                                  --       --            --
--------------------------------------------------------------------------------

                                      A-46

                                   APPENDIX A

                 AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

                                                         Year Ended December 31,
------------------------------------------------------------------------------------------
Sub-account                                          2004           2003           2002
------------------------------------------------------------------------------------------
First Trust[RegTM] 10 Uncommon Values (2000)
  With No Optional Benefits

  Unit Price                                       $  10.03        $  9.16        $   6.8
  Number of Units                                    91,924         66,435         19,826
  With any one of GRO Plus, EBP or HAV
  Unit Price                                       $  14.39        $ 13.17             --
  Number of Units                                        28            467             --
  With GMWB

  Unit Value                                             --             --             --
  Number of Units                                        --             --             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                             --             --             --
  Number of Units                                        --             --             --
  With any one of EBP or HAV and GMWB
  Unit Value                                             --             --             --
  Number of Units                                        --             --             --
  With HAV, EBP and GRO Plus
  Unit Price                                             --             --             --
  Number of Units                                        --             --             --
  With HAV, EBP and GMWB
  Unit Value                                             --             --             --
  Number of Units                                        --             --             --
------------------------------------------------------------------------------------------
First Trust Global Target 15(17)
  With No Optional Benefits

  Unit Price                                       $  11.85             --             --
  Number of Units                                   311,233             --             --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                       $  11.83             --             --
  Number of Units                                   303,452             --             --
  With GMWB

  Unit Value                                       $  11.82             --             --
  Number of Units                                   108,014             --             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                       $  11.81             --             --
  Number of Units                                    65,909             --             --
  With any one of EBP or HAV and GMWB
  Unit Value                                       $  11.80             --             --
  Number of Units                                     6,777             --             --
  With HAV, EBP and GRO Plus
  Unit Price                                       $  11.79             --             --
  Number of Units                                     4,718             --             --
  With HAV, EBP and GMWB
  Unit Value                                       $  11.78             --             --
  Number of Units                                     3,816             --             --
------------------------------------------------------------------------------------------

                                      A-47

APPENDIX A

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                                    Year Ended December 31,
-----------------------------------------------------------------------------------
Sub-account                                     2004          2003         2002
-----------------------------------------------------------------------------------
First Trust Target Managed VIP
  With No Optional Benefits

  Unit Price                                 $    11.32        --           --
  Number of Units                             1,777,316        --           --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $    11.30        --           --
  Number of Units                             1,562,079        --           --
  With GMWB

  Unit Value                                 $    11.30        --           --
  Number of Units                             1,057,901        --           --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $    11.28        --           --
  Number of Units                               429,320        --           --
  With any one of EBP or HAV and GMWB
  Unit Value                                 $    11.28        --           --
  Number of Units                                40,194        --           --
  With HAV, EBP and GRO Plus
  Unit Price                                 $    11.27        --           --
  Number of Units                               217,324        --           --
  With HAV, EBP and GMWB
  Unit Value                                 $    11.26        --           --
  Number of Units                                23,730        --           --
-----------------------------------------------------------------------------------
First Trust NASDAQ Target 15
  With No Optional Benefits

  Unit Price                                 $    10.66        --           --
  Number of Units                                82,809        --           --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $    10.64        --           --
  Number of Units                                 1,635        --           --
  With GMWB

  Unit Value                                         --        --           --
  Number of Units                                    --        --           --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                         --        --           --
  Number of Units                                    --        --           --
  With any one of EBP or HAV and GMWB
  Unit Value                                         --        --           --
  Number of Units                                    --        --           --
  With HAV, EBP and GRO Plus
  Unit Price                                         --        --           --
  Number of Units                                    --        --           --
  With HAV, EBP and GMWB
  Unit Value                                         --        --           --
  Number of Units                                    --        --           --
-----------------------------------------------------------------------------------

                                      A-48

                                   APPENDIX A

                 AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

                                                  Year Ended December 31,
--------------------------------------------------------------------------------------
Sub-account                                    2004         2003         2002
--------------------------------------------------------------------------------------
First Trust S&P Target 24
  With No Optional Benefits

  Unit Price                                 $  10.75        --           --
  Number of Units                             173,851        --           --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $  10.73        --           --
  Number of Units                             152,355        --           --
  With GMWB

  Unit Value                                 $  10.72        --           --
  Number of Units                              38,677        --           --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $  10.71        --           --
  Number of Units                              72,575        --           --
  With any one of EBP or HAV and GM WB
  Unit Value                                 $  10.70        --           --
  Number of Units                              11,933        --           --
  With HAV, EBP and GRO Plus
  Unit Price                                 $  10.69        --           --
  Number of Units                               3,409        --           --
  With HAV, EBP and GMWB
  Unit Value                                 $  10.68        --           --
  Number of Units                               2,359        --           --
--------------------------------------------------------------------------------------
First Trust The Dow(SM) Dart 10
  With No Optional Benefits

  Unit Price                                 $  10.48        --           --
  Number of Units                             155,695        --           --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                 $  10.46        --           --
  Number of Units                             160,820        --           --
  With GMWB

  Unit Value                                 $  10.46        --           --
  Number of Units                              78,082        --           --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                 $  10.45        --           --
  Number of Units                              82,728        --           --
  With any one of EBP or HAV and GMWB
  Unit Value                                 $  10.44        --           --
  Number of Units                               3,913        --           --
  With HAV, EBP and GRO Plus
  Unit Price                                 $  10.43        --           --
  Number of Units                              10,531        --           --
  With HAV, EBP and GMWB
  Unit Value                                 $  10.42        --           --
  Number of Units                                 105        --           --
--------------------------------------------------------------------------------------

                                      A-49

APPENDIX A

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                                   Year Ended December 31,
------------------------------------------------------------------------------------
Sub-account                                     2004         2003         2002
------------------------------------------------------------------------------------
First Trust Value Line[RegTM] Target 25
  With No Optional Benefits

  Unit Price                                  $  12.59        --            --
  Number of Units                              389,792        --            --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                  $  12.57        --            --
  Number of Units                                4,909        --            --
  With GMWB

  Unit Value                                        --        --            --
  Number of Units                                   --        --            --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                        --        --            --
  Number of Units                                   --        --            --
  With any one of EBP or HAV and GMW  B
  Unit Value                                        --        --            --
  Number of Units                                   --        --            --
  With HAV, EBP and GRO Plus
  Unit Price                                        --        --            --
  Number of Units                                   --        --            --
  With HAV, EBP and GMWB
  Unit Value                                        --        --            --
  Number of Units                                   --        --            --
------------------------------------------------------------------------------------
SP William Blair International Growth
  With No Optional Benefits

  Unit Price                                  $  10.53        --            --
  Number of Units                              269,671        --            --
  With any one of GRO Plus, EBP or HAV
  Unit Price                                  $  10.53        --            --
  Number of Units                              172,859        --            --
  With GMWB

  Unit Value                                  $  10.53        --            --
  Number of Units                               73,031        --            --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                  $  10.52        --            --
  Number of Units                               23,863        --            --
  With any one of EBP or HAV and GMWB
  Unit Value                                  $  10.52        --            --
  Number of Units                                6,604        --            --
  With HAV, EBP and GRO Plus
  Unit Price                                  $  10.52        --            --
  Number of Units                                4,127        --            --
  With HAV, EBP and GMWB
  Unit Value                                  $  10.52        --            --
  Number of Units                                  806        --            --
------------------------------------------------------------------------------------

                                      A-50

                                   APPENDIX A

                 AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

1: Effective May 2, 2005 the name of the Wells Fargo Variable Trust
International Equity Portfolio has changed to Wells Fargo Variable Trust
Advantage International Core Portfolio.

2: Effective May 2, 2005 the name of the Wells Fargo Variable Trust Small-Cap
Growth Portfolio has changed to Wells Fargo Variable Trust Advantage Small-Cap
Growth Portfolio.

3: Effective May 2, 2005 the name of the Wells Fargo Variable Trust Growth
Portfolio has changed to Wells Fargo Variable Trust Advantage Large Company Core
Portfolio.

4: Effective May 2, 2005 the name of the Wells Fargo Variable Trust Large
Company Growth Portfolio has changed to Wells Fargo Variable Trust Advantage
Large Company Growth Portfolio.

5: Effective May 2, 2005 the name of the Wells Fargo Variable Trust Equity Value
Portfolio has changed to Wells Fargo Variable Trust Advantage C&B Large-Cap
Value Portfolio.

6: Effective May 2, 2005 the name of the Wells Fargo Variable Trust Equity
Income Portfolio has changed to Wells Fargo Variable Trust Advantage Equity
Income Portfolio.

7: Effective May 2, 2005 the name of the Wells Fargo Variable Trust Asset
Allocation Portfolio has changed to Wells Fargo Variable Trust Advantage Asset
Allocation Portfolio.

8: Effective May 2, 2005 the name of the Wells Fargo Variable Trust Total Return
Bond Portfolio has changed to Wells Fargo Variable Trust Advantage Total Return
Bond Portfolio.

9: Effective May 2, 2005 the name of the AST State Street Research Small-Cap
Growth Portfolio has changed to AST Small-Cap Growth Portfolio.

10: Effective May 2, 2005 the name of the AST Alliance Growth Portfolio has changed to AST AllianceBernstein Large-Cap Growth Portfolio.

11: Effective May 2, 2005 the name of the AST Alliance/Bernstein Growth + Value
Portfolio has changed to AST AllianceBernstein Growth + Value Portfolio.

12: Effective May 2, 2005 the name of the AST Sanford Bernstein Core Value
Portfolio has changed to AST AllianceBernstein Core Value Portfolio.

13: Effective May 2, 2005 the name of the AST Sanford Bernstein Managed Index
500 Portfolio has changed to AST AllianceBernstein Managed Index 500 Portfolio.

14: Effective May 2, 2005 the name of the AST Alliance Growth and Income
Portfolio has changed to AST AllianceBernstein Growth & Income Portfolio.

15: Effective May 2, 2005 the name of the AST DeAM Global Allocation Portfolio has changed to AST Global Allocation Portfolio.

16: Effective April 15, 2005 the name of the Evergreen VA -- Special Equity
Portfolio has changed to Evergreen VA Growth Portfolio.

17: Effective May 2, 2005 the name of the First Trust Global Target 15 Portfolio has changed to First Trust Global Dividend Target 15 Portfolio.

                                      A-51

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                                   APPENDIX B

                 AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

APPENDIX B -- CALCULATION OF OPTIONAL DEATH BENEFITS

Examples of Enhanced Beneficiary Protection Optional Death Benefit Calculation
The following are examples of how the Enhanced Beneficiary Protection Optional
Death Benefit is calculated. Each example assumes that a $50,000 initial
Purchase Payment is made. Each example assumes that there is one Owner who is age 50 on the Issue Date and that all Account Value is maintained in the variable investment options. The formula for determining the Enhanced
Beneficiary Protection Optional Death Benefit is as follows:

             Account Value of variable
         investment options plus Interim           Purchase Payments -
Growth =    Value of Fixed Allocations    minus  proportional withdrawals
                 (no MVA applies)

Example with market increase

Assume that the Owner has made no withdrawals and that the Account Value has been increasing due to positive market performance. On the date we receive due proof of death, the Account Value is $75,000. The basic Death Benefit is calculated as Purchase Payments minus proportional withdrawals, or Account
Value, which ever is greater. Therefore, the basic Death Benefit is equal to
$75,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($75,000) PLUS 40% of the
"Growth" under the Annuity.

Growth = $75,000 - [$50,000 - $0]
       = $25,000

Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit =
40% of Growth

       = $25,000 x 0.40
       = $10,000

Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection
Optional Death Benefit

       = $85,000

Examples with market decline

Assume that the Owner has made no withdrawals and that the Account Value has been decreasing due to declines in market performance. On the date we receive due proof of death, the Account Value is $45,000. The basic Death Benefit is calculated as Purchase Payments minus proportional withdrawals, or Account
Value, which ever is greater. Therefore, the basic Death Benefit is equal to
$50,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($50,000) PLUS the "Growth"
under the Annuity.

Growth = $45,000 - [$50,000 - $0]
       = $-5,000

Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit =
40% of Growth

     NO BENEFIT IS PAYABLE

Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection
Optional Death Benefit

     = $ 50,000

                                       B-1

APPENDIX B

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Appendix B -- Calculation of Optional Death Benefits continued

In this example you would receive no additional benefit from purchasing the
Enhanced Beneficiary Protection Optional Death Benefit.

Example with market increase and withdrawals Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 5 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $90,000. The basic
Death Benefit is calculated as Purchase Payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $90,000. The Enhanced Beneficiary Protection Optional Death Benefit is
equal to the amount payable under the basic Death Benefit ($90,000) PLUS 40% of the "Growth" under the Annuity.

Growth = $90,000 - [$50,000 - ($50,000 x $15,000/$75,000)]
       = $90,000 - [$50,000 - $10,000]
       = $90,000 - $40,000
       = $50,000

Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit =
40% of Growth

       = $50,000 x 0.40
       = $20,000

Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection
Optional Death Benefit

       = $110,000

Examples of Highest Anniversary Value Death Benefit Calculation The following are examples of how the Highest Anniversary Value Death Benefit is calculated.
Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date and that all
Account Value is maintained in the variable investment options.

Example with market increase and death before Death Benefit Target Date Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the date we receive due proof of death, the Account Value is $75,000; however, the
Anniversary Value on the 5th anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death
Benefit is equal to the greater of the Highest Anniversary Value or the basic
Death Benefit. The Death Benefit would be the Highest Anniversary Value
($90,000) because it is greater than the amount that would have been payable under the basic Death Benefit ($75,000).

Example with withdrawals

Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 7 when the Account Value was $75,000. On the date we receive due proof of death, the
Account Value is $80,000; however, the Anniversary Value on the 5th anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the
Death Benefit Target Date. The Death Benefit is equal to the greater of the
Highest Anniversary Value or the basic Death Benefit.

Highest Anniversary Value = $90,000 - [$90,000 x $15,000/$75,000]
                          = $90,000 - $18,000
                          = $72,000

Basic Death Benefit       = max [$80,000, $50,000 - ($50,000 x $15,000/$75,000)]
                          = max [$80,000, $40,000]
                          = $80,000

The Death Benefit therefore is $80,000.

                                       B-2

                                   APPENDIX B

                 AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

EXAMPLE WITH DEATH AFTER DEATH BENEFIT TARGET DATE

Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals had been made prior to the
Death Benefit Target Date. Further assume that the Owner dies after the Death
Benefit Target Date, when the Account Value is $75,000. The Highest Anniversary
Value on the Death Benefit Target Date was $80,000; however, following the Death
Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death
Benefit is equal to the greater of the Highest Anniversary Value plus Purchase
Payments minus proportional withdrawals after the Death Benefit Target Date or the basic Death Benefit.

Highest Anniversary Value = $80,000 + $15,000 - [($80,000 + $15,000) x $5,000/$70,000]
                          = $80,000 + $15,000 - $6,786
                          = $88,214
Basic Death Benefit       = max [$75,000, ($50,000 + $15,000) - {($50,000 + $15,000) x $5,000/$70,000}]
                          = max [$75,000, $60,357]
                          = $75,000

The Death Benefit therefore is $88,214.

Examples of Combination 5% Roll-Up and Highest Anniversary Value Death Benefit
Calculation The following are examples of how the Combination 5% Roll-Up and
Highest Anniversary Value Death Benefit are calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one
Owner who is age 70 on the Issue Date and that all Account Value is maintained in the variable investment options.

Example with market increase and death before Death Benefit Target Date Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the 7th anniversary of the Issue Date we receive due proof of death, at which time the
Account Value is $75,000; however, the Anniversary Value on the 5th anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the
Death Benefit Target Date. The Roll-Up Value is equal to initial Purchase
Payment accumulated at 5% for 6 years, or $67,005. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death
Benefit. The Death Benefit would be the Highest Anniversary Value ($90,000)
because it is greater than both the Roll-Up Value ($67,005) and the amount that would have been payable under the basic Death Benefit ($75,000).

Example with withdrawals

Assume that the Owner made a withdrawal of $5,000 on the 6th anniversary of the
Issue Date when the Account Value was $45,000. The Roll-Up Value on the 6th
anniversary of the Issue Date is equal to initial Purchase Payment accumulated at 5% for 6 years, or $67,005. The 5% Dollar-for-Dollar Withdrawal Limit for the
7th annuity year is equal to 5% of the Roll-Up Value as of the 6th anniversary of the Issue Date, or $3,350. Therefore, the remaining $1,650 of the withdrawal results in a proportional reduction to the Roll-Up Value. On the 7th anniversary of the Issue Date we receive due proof of death, at which time the Account Value is $43,000; however, the Anniversary Value on the 2nd anniversary of the Issue
Date was $70,000. Assume as well that the Owner has died before the Death
Benefit Target Date. The Death Benefit is equal to the greatest of the Roll-Up
Value, Highest Anniversary Value or the basic Death Benefit.

                                       B-3

APPENDIX B

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Appendix B -- Calculation of Optional Death Benefits continued

Roll-Up Value             = {($67,005 - $3,350) - [($67,005 - $3,350) x $1,650/($45,000 -$3,350)]} x 1.05
                          = ($63,655 - $2,522) x 1.05
                          = $64,190
Highest Anniversary Value = $70,000 - [$70,000 x $5,000/$45,000]
                          = $70,000 - $7,778
                          = $62,222
Basic Death Benefit       = max [$43,000, $50,000 - ($50,000 x $5,000/$45,000)]
                          = max [$43,000, $44,444]
                          = $44,444

The Death Benefit therefore is $64,190.

Example with death after Death Benefit Target Date Assume that the Owner has not made any withdrawals prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is
$75,000. The Roll-Up Value on the Death Benefit Target Date (the contract anniversary on or following the Owner's 80th birthday) is equal to initial
Purchase Payment accumulated at 5% for 10 years, or $81,445. The Highest
Anniversary Value on the Death Benefit Target Date was $85,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of
$15,000 and later had taken a withdrawal of $5,000 when the Account Value was
$70,000. The Death Benefit is equal to the greatest of the Roll-Up Value,
Highest Anniversary Value or the basic Death Benefit as of the Death Benefit
Target Date; each increased by subsequent purchase payments and reduced proportionally for subsequent withdrawals.

Roll-Up Value             = $81,445 + $15,000 - [($81,445 + 15,000) x $5,000/$70,000]
                          = $81,445 + $15,000 - $6,889
                          = $89,556
Highest Anniversary Value = $85,000 + $15,000 - [($85,000 + 15,000) x $5,000/$70,000]
                          = $85,000 + $15,000 - $7,143
                          = $92,857
Basic Death Benefit       = max [$75,000, $50,000 + $15,000 - {(50,000 + $15,000) x
                            $5,000/$70,000}]
                          = max [$75,000, $60,357]
                          = $75,000

The Death Benefit therefore is $92,857.

Examples of Highest Daily Value Death Benefit Calculation The following are examples of how the HDV Death Benefit is calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one
Owner who is age 70 on the Issue Date.

Example with market increase and death before Death Benefit Target Date Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the date we receive due proof of death, the Account Value is $75,000; however, the Highest
Daily Value was $90,000. Assume as well that the Owner has died before the Death
Benefit Target Date. The Death Benefit is equal to the greater of the Highest
Daily Value or the basic Death Benefit. The Death Benefit would be the HDV
($90,000) because it is greater than the amount that would have been payable under the basic Death Benefit ($75,000).

                                       B-4

                                   APPENDIX B

                 AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Example with withdrawals

Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 7 when the Account Value was $75,000. On the date we receive due proof of death, the
Account Value is $80,000; however, the Highest Daily Value ($90,000) was attained during the fifth Annuity Year. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Daily Value (proportionally reduced by the subsequent withdrawal)
or the basic Death Benefit.

Highest Daily Value = $90,000 - [$90,000 x $15,000/$75,000]
                    = $90,000 - $18,000
                    = $72,000
Basic Death Benefit = max [$80,000, $50,000 - ($50,000 x $15,000/$75,000)]
                    = max [$80,000, $40,000]
                    = $80,000

The Death Benefit therefore is $80,000.

EXAMPLE WITH DEATH AFTER DEATH BENEFIT TARGET DATE

Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals had been made prior to the
Death Benefit Target Date. Further assume that the Owner dies after the Death
Benefit Target Date, when the Account Value is $75,000. The Highest Daily Value on the Death Benefit Target Date was $80,000; however, following the Death
Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death
Benefit is equal to the greater of the Highest Daily Value on the Death Benefit
Target Date plus Purchase Payments minus proportional withdrawals after the
Death Benefit Target Date or the basic Death Benefit.

Highest Daily Value = $80,000 + $15,000 - [($80,000 + $15,000) x $5,000/$70,000]
                    = $80,000 + $15,000 - $6,786
                    = $88,214
Basic Death Benefit = max [$75,000, ($50,000 + $15,000) - {($50,000 + $15,000) x $5,000/$70,000}]
                    = max [$75,000, $60,357]
                    = $75,000

The Death Benefit therefore is $88,214.

                                       B-5

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                                   APPENDIX C

                 AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

APPENDIX C -- ADDITIONAL INFORMATION ON ASSET ALLOCATION PROGRAMS

PROGRAM RULES

..    You can elect an asset allocator program where the Sub-accounts for each asset class in each model portfolio are designated based on an evaluation of available Sub-accounts. If you elect the Lifetime Five Benefit ("LT5")
     or the Highest Daily Value Death Benefit ("HDV"), you must enroll in one of the eligible model portfolios. Asset allocation is a sophisticated method of diversification that allocates assets among asset classes in order to manage investment risk and potentially enhance returns over the long term.
     However, asset allocation does not guarantee a profit or protect against a loss.

How the Asset Allocation Program Works

..    Amounts will automatically be allocated in accordance with the percentages and to Sub-accounts indicated for the model portfolio that you choose. If you allocate your Account Value or transfer your Account Value among any
     Sub-accounts that are outside of your model portfolio, we will allocate these amounts according to the allocation percentages of the applicable model portfolio upon the next rebalancing. You may only choose one model portfolio at a time. When you enroll in the asset allocation program and upon each rebalance thereafter, 100% of your Account Value allocated to the variable Sub-accounts will be allocated to the asset allocation program.
     Any Account Value not invested in the Sub-accounts will not be part of the program.

..    Additional Purchase Payments: Unless otherwise requested, any additional
     Purchase Payments applied to the variable Sub-accounts in the Annuity will be allocated to the Sub-accounts according to the allocation percentages for the model portfolio you choose. Allocation of additional Purchase
     Payments outside of your model portfolio but into a Sub-account, will be reallocated according to the allocation percentages of the applicable model portfolio upon the next rebalancing.

..    Rebalancing Your Model Portfolio: Changes in the value of the Sub-account will cause your Account Value allocated to the Sub-accounts to vary from the percentage allocations of the model portfolio you select. By selecting the asset allocation program, you have directed us to periodically (e.g., quarterly) rebalance your Account Value allocated to the Sub-accounts in accordance with the percentage allocations assigned to each Sub-account within your model portfolio at the time you elected the program or as later modified with your consent. Some asset allocation programs will only require that a rebalancing occur when the percent of your Account Value allocated to the Sub-accounts are outside of the acceptable range permitted under such asset allocation program. Note -- Any Account Value not invested in the Sub-accounts will not be affected by any rebalance.

..    Sub-account Changes Within the Model Portfolios: From time to time you may be notified of a suggested change in a Sub-account or percentage allocated to a Sub-account within your model portfolio. If you consent (in the manner that is then permitted or required) to the suggested change, then it will be implemented upon the next rebalance. If you do not consent then rebalancing will continue in accordance with your unchanged model portfolio, unless the Sub-account is no longer available under your
     Annuity, in which case your lack of consent will be deemed a request to terminate the asset allocation program and the provisions under
     "Termination or Modification of the Asset Allocation Program" will apply.

..    Owner Changes in Choice of Model Portfolio: You may change from the model portfolio that you have elected to any other currently available model portfolio at any time. The change will be implemented on the date we receive all required information in the manner that is then permitted or required.

Termination or Modification of the Asset Allocation Program:

..    You may request to terminate your asset allocation program at any time. Any termination will be effective on the date that American Skandia receives your termination request in good order. If you are enrolled in HDV or LT5, termination of your asset allocation program must coincide with enrollment in a then currently available and approved asset allocation program or other approved option. However, if you are enrolled in LT5 you may terminate the LT5 benefit in order to then terminate your asset allocation program. American Skandia reserves the right to terminate or modify the asset allocation program at any time with respect to any programs.

Restrictions on Electing the Asset Allocation:

..    You cannot participate in auto-rebalancing or a DCA program while enrolled in an asset allocation program. Upon election of an asset allocation program, American Skandia will automatically terminate your enrollment in any auto-rebalancing or DCA program. Finally, Systematic Withdrawals can only be made as flat dollar amounts.

                                       C-1

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                                   APPENDIX D

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

APPENDIX D -- SELECTING THE VARIABLE ANNUITY THAT'S RIGHT FOR YOU

American Skandia Life Assurance Corporation offers several deferred variable annuity products. Each annuity has different features and benefits that may be appropriate for you based on your individual financial situation and how you intend to use the annuity.

The different features and benefits may include variations on your ability to access funds in your annuity without the imposition of a withdrawal charge as well as different ongoing fees and charges you pay to stay in the contract.
Additionally, differences may exist on various optional benefits such as guaranteed living benefits or death benefit protection.

Among the factors you should consider when choosing which annuity product may be most appropriate for your individual needs are the following:

..    Your age;

..    The amount of your investment and any planned future deposits into the annuity;

..    How long you intend to hold the annuity (also referred to as investment time horizon);

..    Your desire to make withdrawals from the annuity;

..   Your investment return objectives;

..    The effect of optional benefits that may be elected, and

..    Your desire to minimize costs and/or maximize return associated with the annuity.

The following chart outlines some of the different features for each American
Skandia Annuity. The availability of optional features, such as those noted in the chart, may increase the cost of the contract. Therefore you should carefully consider which features you plan to use when selecting your annuity. You should also consider the investment objectives, risks, charges and expenses of an investment carefully before investing.

In addition, the hypothetical illustrations below reflect the account value and surrender value of each variable annuity over a variety of holding periods.
These charts are meant to reflect how your annuities can grow or decrease depending on market conditions and the comparable value of each of the annuities
(which reflects the charges associated with the annuities) under the assumptions noted.

Your registered representative can provide you with prospectuses of one or more of these variable annuities noted in this document and can guide you to
Selecting the Variable Annuity That's Right for You.

AMERICAN SKANDIA ANNUITY PRODUCT COMPARISON

Below is a summary of American Skandia's annuity products. ASL II refers to
American Skandia Lifevest[RegTM] II, APEX II refers to American Skandia APEX(SM)
II, Stagecoach APEX II refers to American Skandia Stagecoach[RegTM] APEX(SM) II,
ASAP III refers to American Skandia Advisor Plan(SM) III, Stagecoach ASAP III
refers to American Skandia Stagecoach[RegTM] ASAP(SM) III, Xtra Credit SIX
refers to American Skandia Xtra Credit(SM) SIX and Stagecoach[RegTM] Xtra
Credit(SM) SIX refers to American Skandia Stagecoach[RegTM] Xtra Credit(SM) SIX.
You should consider the investment objectives, risks, charges and expenses of an investment in any Annuity carefully before investing. Each product prospectus as well as the underlying portfolio prospectuses contains this and other information about the variable annuities and underlying investment options. Your
Investment Professional can provide you with prospectuses for one or more of these variable annuities and the underlying portfolios and can help you decide upon the product that would be most advantageous for you given your individual needs. Please read the prospectuses carefully before investing.

                                       D-1

                                   APPENDIX D

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Appendix D -- Selecting the Variable Annuity That's Right for You continued

----------------------------------------------------------------------------------------------------------------------------
                                                                                                           XTra Credit
                                                      APEXII/Stagecoach        ASAP III/Stagecoach        SIX/Stagecoach
                                  ASL II                   APEX II                  ASAP III             XTra Credit Six
----------------------------------------------------------------------------------------------------------------------------
Minimum Investment       $15,000                  $10,000                   $10,000                  $10,000
Maximum Issue Age        No Maximum Age           85                        80                       75
Withdrawal Charge        None                     4 Years                   8 Years                  10 Years
Schedule                                          (8.5%, 8%, 7%, 6%)        (7.5%, 7%, 6.5%, 6%,     (9%, 9%, 8.5% ,8%,
                                                                            5%, 4%, 3%, 2%)          7%, 6%, 5%, 4%,
                                                                                                     3%, 2%)
----------------------------------------------------------------------------------------------------------------------------
Insurance and              1.65%                    1.65%                   1.25% years 1-8;         1.65% years 1-10;
Distribution Charge                                                         0.65% years 9+           0.65% years 11+
----------------------------------------------------------------------------------------------------------------------------
Contract Charges         Lesser of $35 or         Lesser of $35 or          Lesser of $35 or         Lesser of $35 or
                         2% of Account            2% of Account             2% of Account            2% of Account
                          Value*                  Value*                    Value*                   Value*
----------------------------------------------------------------------------------------------------------------------------
Contract Credit          No                       Yes. Effective for        No                       Yes based on year
                                                  Contracts issued on                                purchase payment
                                                  or after June 20,                                  received for first 6
                                                  2005. Generally, we                                years of contract
                                                  apply a Loyalty Credit                             (6%, 5%, 4%, 3%,
                                                  to your Annuity's                                  2%, 1%)
                                                  Account Value at the
                                                  end of your fifth
                                                  contract year (i.e., on
                                                  your fifth Contract
                                                  Anniversary). The
                                                  Loyalty Credit is
                                                  equal to 2.25% of
                                                  total Purchase
                                                  Payments made
                                                  during the first four
                                                  contract years less
                                                  the cumulative
                                                  amount of withdrawals
                                                  made (including the
                                                  deduction of any
                                                  CDSC amounts) through
                                                  the fifth Contract
                                                  Anniversary
----------------------------------------------------------------------------------------------------------------------------
Fixed Rate Account       Fixed Rates Available    Fixed Rates Available     Fixed Rates Available    Fixed Rates
(early withdrawals are   (As of May 1, 2005       (As of May 1, 2005        (As of May 1, 2005       Available (As of
subject to a Market      currently offering       currently offering        currently offering       May 1, 2005
Value Adjustment)        durations of:            durations of:             durations of:            currently offering
                         1,2,3,5,7,10 years)      1,2,3,5,7,10 years)       1,2,3,5,7,10 years)      durations of:
                                                                                                     1,2,3,5,7,10 years)
----------------------------------------------------------------------------------------------------------------------------
Variable Investment      All options available    All options available     All options available    All options available
Options(1)
----------------------------------------------------------------------------------------------------------------------------

                                       D-2

                                   APPENDIX D

                 AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

----------------------------------------------------------------------------------------------------------------------------
                                                                                                            XTra Credit
                                                     APEXII/Stagecoach        ASAP III/Stagecoach         SIX/Stagecoach
                                  ASL II                  APEX II                   ASAP III              XTra Credit Six
----------------------------------------------------------------------------------------------------------------------------
Standard Death            Prior to age 85: The   The greater of:           The greater of:           The greater of:
Benefit                   greater of: purchase   purchase payments         purchase payments         purchase payments
                          payments less          less proportional         less proportional         less proportional
                          proportional           withdrawals or            withdrawals or            withdrawals or
                          withdrawals or         account value (no         account value (no         account value (no
                          account value (no      MVA Applied).             MVA Applied).             MVA Applied) less
                          MVA Applied).                                                              an amount equal to
                          On or after age 85:                                                        the credits applied
                          account value                                                              within the 12
                                                                                                     months prior to date
                                                                                                     of death.
----------------------------------------------------------------------------------------------------------------------------
Optional Death            Enhanced Beneficiary   EBP II,                   EBP II,                   EBP II,
Benefits (for an          Protection (EBPII)     HDV,                      HDV,                      HDV,
additional cost)(2)       Highest Daily Value    HAV,                      HAV,                      HAV,
                          (HDV)                  Combo 5% Roll-up/         Combo 5% Roll-up/         Combo 5% Roll-up/
                          Highest Account        HAV                       HAV                       HAV
                          Value (HAV)
                          Combo 5% Roll-up/
                          HAV
----------------------------------------------------------------------------------------------------------------------------
Living Benefits (for an   GRO/ GRO Plus,         GRO/ GRO Plus,            GRO/ GRO Plus,            GRO/ GRO Plus,
additional cost)(3)       Guaranteed             GMWB,                     GMWB,                     GMWB,
                          Minimum Withdrawal     GMIB,                     GMIB,                     GMIB,
                          Benefit (GMWB),        Lifetime Five             Lifetime Five             Lifetime Five
                          Guaranteed
                          Minimum Income
                          Benefit (GMIB),
                          Lifetime Five
----------------------------------------------------------------------------------------------------------------------------
Annuity Rewards(4)        Not Available          Available after initial   Available after initial   Available after initial
                                                 withdrawal period         withdrawal period         withdrawal period
----------------------------------------------------------------------------------------------------------------------------

HYPOTHETICAL ILLUSTRATION

The following examples outline the value of each annuity as well as the amount that would be available to an investor as a result of full surrender at the end of each of the contract years specified. The values shown below are based on the following assumptions:

An initial investment of $100,000 is made into each contract earning a gross rate of return of 0% and 6% respectively.

..    No subsequent deposits or withdrawals are made from the contract.

..    The hypothetical gross rates of return are reduced by the arithmetic average of the fees and expenses of the underlying portfolios and the charges that are deducted from the Annuity at the Separate Account level as follows5:

..    1.55% based on the fees and expenses of the underlying portfolios as of
     December 31, 2004.1 The arithmetic average of all fund expenses are computed by adding portfolio management fees, 12b-1 fees and other expenses of all of the underlying portfolios and then dividing by the number of portfolios. For purposes of the illustrations, we do not reflect any expense reimbursements or expense waivers that might apply and are described in the prospectus fee table.

..    The Separate Account level charges include the Insurance Charge and
     Distribution Charge (as applicable).

..    The Annuity Value and Surrender Value are further reduced by the annual maintenance fee. For XTra Credit SIX, Stagecoach XTra Credit SIX, APEX II,
     and Stagecoach APEX II, the Annuity Value and Surrender Value also reflect the addition of any applicable bonus credits.

                                       D-3

APPENDIX D

AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

Appendix D -- Selecting the Variable Annuity That's Right for You continued

The Annuity Value displays the current account value assuming no surrender while the Surrender Value assumes a 100% surrender on the day after the contract anniversary, therefore, reflecting the decrease in surrender charge where applicable. The values that you actually experience under an Annuity will be different what is depicted here if any of the assumptions we make here differ from your circumstances, however the relative values for each product reflected below will remain the same. (We will provide you with a personalized illustration upon request). Shaded cells represent the product with the highest customer Surrender Value for the contract year. Multiple shaded cells represent a tie between two or more annuities.

0% GROSS RATE OF RETURN

--------------------------------------------------------------------------------------------------------------
                                                                                            XTra Credit
                                   APEX II/Stagecoach        ASAP III/Stagecoach           SIX/Stagecoach
               ASL II                    APEX II                  ASAP III                XTra Credit SIX
--------------------------------------------------------------------------------------------------------------
        Annuity     Surrender     Annuity     Surrender     Annuity     Surrender      Annuity       Surrender
Yr       Value        Value        Value        Value        Value        Value         Value          Value
--------------------------------------------------------------------------------------------------------------
1       $96,791     $96,791       $96,791     $88,791       $97,184     $90,184       $102,600      $93,600
--------------------------------------------------------------------------------------------------------------
2       $93,683     $93,683       $93,683     $86,683       $94,447     $87,947       $ 99,308      $90,808
--------------------------------------------------------------------------------------------------------------
3       $90,674     $90,674       $90,674     $84,674       $91,786     $85,786       $ 96,121      $88,121
--------------------------------------------------------------------------------------------------------------
4       $87,761     $87,761       $87,761     $87,761       $89,199     $84,199       $ 93,034      $86,034
--------------------------------------------------------------------------------------------------------------
5       $84,940     $84,940       $84,940     $84,940       $86,683     $82,683       $ 90,046      $84,046
--------------------------------------------------------------------------------------------------------------
6       $82,208     $82,208       $84,387     $84,387       $84,238     $81,238       $ 87,153      $82,153
--------------------------------------------------------------------------------------------------------------
7       $79,564     $79,564       $81,673     $81,673       $81,861     $79,861       $ 84,351      $80,351
--------------------------------------------------------------------------------------------------------------
8       $77,003     $77,003       $79,046     $79,046       $79,549     $79,549       $ 81,638      $78,638
--------------------------------------------------------------------------------------------------------------
9       $74,524     $74,524       $76,501     $76,501       $77,772     $77,772       $ 79,012      $77,012
--------------------------------------------------------------------------------------------------------------
10      $72,123     $72,123       $74,038     $74,038       $76,034     $76,034       $ 76,469      $76,469
--------------------------------------------------------------------------------------------------------------
11      $69,799     $69,799       $71,653     $71,653       $74,334     $74,334       $ 74,759      $74,759
--------------------------------------------------------------------------------------------------------------
12      $67,548     $67,548       $69,343     $69,343       $72,671     $72,671       $ 73,087      $73,087
--------------------------------------------------------------------------------------------------------------
13      $65,369     $65,369       $67,107     $67,107       $71,045     $71,045       $ 71,451      $71,451
--------------------------------------------------------------------------------------------------------------
14      $63,259     $63,259       $64,942     $64,942       $69,454     $69,454       $ 69,852      $69,852
--------------------------------------------------------------------------------------------------------------
15      $61,215     $61,215       $62,845     $62,845       $67,898     $67,898       $ 68,287      $68,287
--------------------------------------------------------------------------------------------------------------
16      $59,237     $59,237       $60,815     $60,815       $66,376     $66,376       $ 66,756      $66,756
--------------------------------------------------------------------------------------------------------------
17      $57,322     $57,322       $58,850     $58,850       $64,887     $64,887       $ 65,260      $65,260
--------------------------------------------------------------------------------------------------------------
18      $55,467     $55,467       $56,946     $56,946       $63,431     $63,431       $ 63,795      $63,795
--------------------------------------------------------------------------------------------------------------
19      $53,671     $53,671       $55,104     $55,104       $62,007     $62,007       $ 62,363      $62,363
--------------------------------------------------------------------------------------------------------------
20      $51,933     $51,933       $53,319     $53,319       $60,614     $60,614       $ 60,963      $60,963
--------------------------------------------------------------------------------------------------------------
21      $50,249     $50,249       $51,592     $51,592       $59,252     $59,252       $ 59,593      $59,593
--------------------------------------------------------------------------------------------------------------
22      $48,619     $48,619       $49,919     $49,919       $57,919     $57,919       $ 58,253      $58,253
--------------------------------------------------------------------------------------------------------------
23      $47,041     $47,041       $48,299     $48,299       $56,616     $56,616       $ 56,942      $56,942
--------------------------------------------------------------------------------------------------------------
24      $45,512     $45,512       $46,731     $46,731       $55,341     $55,341       $ 55,660      $55,660
--------------------------------------------------------------------------------------------------------------
25      $44,033     $44,033       $45,213     $45,213       $54,094     $54,094       $ 54,406      $54,406
--------------------------------------------------------------------------------------------------------------

Assumptions:

1. $100,000 initial investment

2. Fund Expenses = 1.55%

3. No optional death benefits or living benefits elected

                                       D-4

                                   APPENDIX D

                 AMERICAN SKANDIA STAGECOACH APEX II PROSPECTUS

6% GROSS RATE OF RETURN

--------------------------------------------------------------------------------------------------------------------
                                                                                                  XTra Credit
                                      APEX II/Stagecoach          ASAP III/Stagecoach            SIX/Stagecoach
                ASL II                      APEX II                    ASAP III                 XTra Credit SIX
--------------------------------------------------------------------------------------------------------------------
         Annuity      Surrender      Annuity      Surrender      Annuity      Surrender      Annuity       Surrender
 Yr       Value         Value         Value         Value         Value         Value         Value          Value
--------------------------------------------------------------------------------------------------------------------
1       $102,635       $102,635      $102,635      $ 94,635      $103,053      $ 96,053     $108,758       $ 99,758
--------------------------------------------------------------------------------------------------------------------
2       $105,340       $105,340      $105,340      $ 98,340      $106,198      $ 99,698     $111,589       $103,089
--------------------------------------------------------------------------------------------------------------------
3       $108,115       $108,115      $108,115      $102,115      $109,440      $103,440     $114,495       $106,495
--------------------------------------------------------------------------------------------------------------------
4       $110,964       $110,964      $110,964      $110,964      $112,781      $107,781     $117,477       $110,477
--------------------------------------------------------------------------------------------------------------------
5       $113,888       $113,888      $113,888      $113,888      $116,223      $112,223     $120,537       $114,537
--------------------------------------------------------------------------------------------------------------------
6       $116,890       $116,890      $119,199      $119,199      $119,771      $116,771     $123,679       $118,679
--------------------------------------------------------------------------------------------------------------------
7       $119,970       $119,970      $122,340      $122,340      $123,427      $121,427     $126,903       $122,903
--------------------------------------------------------------------------------------------------------------------
8       $123,131       $123,131      $125,564      $125,564      $127,195      $127,195     $130,212       $127,212
--------------------------------------------------------------------------------------------------------------------
9       $126,376       $126,376      $128,872      $128,872      $131,874      $131,874     $133,608       $131,608
--------------------------------------------------------------------------------------------------------------------
10      $129,706       $129,706      $132,268      $132,268      $136,725      $136,725     $137,094       $137,094
--------------------------------------------------------------------------------------------------------------------
11      $133,124       $133,124      $135,754      $135,754      $141,755      $141,755     $142,102       $142,102
--------------------------------------------------------------------------------------------------------------------
12      $136,632       $136,632      $139,331      $139,331      $146,970      $146,970     $147,294       $147,294
--------------------------------------------------------------------------------------------------------------------
13      $140,232       $140,232      $143,003      $143,003      $152,376      $152,376     $152,678       $152,678
--------------------------------------------------------------------------------------------------------------------
14      $143,927       $143,927      $146,771      $146,771      $157,982      $157,982     $158,259       $158,259
--------------------------------------------------------------------------------------------------------------------
15      $147,720       $147,720      $150,638      $150,638      $163,793      $163,793     $164,046       $164,046
--------------------------------------------------------------------------------------------------------------------
16      $151,613       $151,613      $154,608      $154,608      $169,819      $169,819     $170,046       $170,046
--------------------------------------------------------------------------------------------------------------------
17      $155,608       $155,608      $158,682      $158,682      $176,066      $176,066     $176,266       $176,266
--------------------------------------------------------------------------------------------------------------------
18      $159,708       $159,708      $162,863      $162,863      $182,543      $182,543     $182,716       $182,716
--------------------------------------------------------------------------------------------------------------------
19      $163,917       $163,917      $167,155      $167,155      $189,258      $189,258     $189,402       $189,402
--------------------------------------------------------------------------------------------------------------------
20      $168,236       $168,236      $171,560      $171,560      $196,220      $196,220     $196,335       $196,335
--------------------------------------------------------------------------------------------------------------------
21      $172,669       $172,669      $176,081      $176,081      $203,438      $203,438     $203,522       $203,522
--------------------------------------------------------------------------------------------------------------------
22      $177,219       $177,219      $180,720      $180,720      $210,922      $210,922     $210,974       $210,974
--------------------------------------------------------------------------------------------------------------------
23      $181,889       $181,889      $185,483      $185,483      $218,681      $218,681     $218,700       $218,700
--------------------------------------------------------------------------------------------------------------------
24      $186,682       $186,682      $190,370      $190,370      $226,726      $226,726     $226,710       $226,710
--------------------------------------------------------------------------------------------------------------------
25      $191,601       $191,601      $195,387      $195,387      $235,066      $235,066     $235,015       $235,015
--------------------------------------------------------------------------------------------------------------------

Assumptions:

1. $100,000 initial investment

2. Fund Expenses = 1.55%

3. No optional death benefits or living benefits elected

* Contract charges are waived for account values greater than $100,000.

1) If you are purchasing your Annuity through an Investment Professional that is associated with Wells Fargo, your variable investment option choices are different than those that are offered through other broker-dealers. In addition, due to the differences in the variable investment option choices, the expenses for the underlying portfolios that are available under the "Stagecoach" products are slightly lower and if those expenses were reflected, the values illustrated would be slightly higher.

2) For more information on these benefits, refer to the "Death Benefit" section in the Prospectus.

3) For more information on these benefits, refer to the "Living Benefit
Programs" section in the Prospectus.

4) The Annuity Rewards benefit offers Owners an ability to increase the guaranteed death benefit so that the death benefit will at least equal the
Annuity's account value on the effective date of the Annuity Rewards benefits, if the terms of the Annuity Rewards benefit are met.

5) These reductions result in hypothetical net rates of return corresponding to the 0% and 6% gross rates of return, respectively as follows: ASLII -1.55% and
4.36%; APEX II and Stagecoach APEX II -3.17% and 2.64%; ASAP III and Stagecoach
ASAP III -2.78% and 3.05% in years 1-8 and -2.19% and 3.68% in years 9+, XTra
Credit SIX and Stagecoach XTra Credit SIX -3.17% and 2.64% in years 1-10 and
-2.19% and 3.68% in years 11+.

                                       D-5

This page intentionally left blank

PLEASE SEND ME A STATEMENT OF ADDITIONAL INFORMATION THAT CONTAINS FURTHER
DETAILS ABOUT THE AMERICAN SKANDIA ANNUITY DESCRIBED IN PROSPECTUS
WFVAPEXII-PROS (06/2005).

                            ------------------------
                                (print your name)

                            ------------------------
                                    (address)

                            ------------------------
                              (city/state/zip code)

Variable Annuity Issued by:                         Variable Annuity Distributed by:

AMERICAN SKANDIA LIFE                                               AMERICAN SKANDIA
ASSURANCE CORPORATION                                        MARKETING, INCORPORATED
A Prudential Financial Company                        A Prudential Financial Company
One Corporate Drive                                              One Corporate Drive
Shelton, Connecticut 06484                                Shelton, Connecticut 06484
Telephone: 1-800-680-8920                                    Telephone: 203-926-1888
http://www.americanskandia.prudential.com  http://www.americanskandia.prudential.com

                               MAILING ADDRESSES:

                     AMERICAN SKANDIA -- VARIABLE ANNUITIES
                          Attention: Stagecoach Annuity
                                  P.O. Box 7960
                             Philadelphia, PA 19176

                                  EXPRESS MAIL:
                     AMERICAN SKANDIA -- VARIABLE ANNUITIES
                          Attention: Stagecoach Annuity
                                 2101 Welsh Road
                                Dresher, PA 19025

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                         A Prudential Financial Company
                 One Corporate Drive, Shelton, Connecticut 06484

AMERICAN SKANDIA
STAGECOACH(TM) XTRA CREDIT(SM) SIX
FLEXIBLE PREMIUM DEFERRED ANNUITY

PROSPECTUS: MAY 2, 2005 AS REVISED ON JUNE 20, 2005

This Prospectus describes Stagecoach(TM) XTra Credit(SM) SIX, a flexible premium deferred annuity (the "Annuity") offered by American Skandia Life Assurance
Corporation ("American Skandia", "we", "our" or "us") exclusively through Wells
Fargo Bank, N.A. The Annuity may be offered as an individual annuity contract or as an interest in a group annuity. This Prospectus describes the important features of the Annuity and what you should consider before purchasing the
Annuity. The Annuity or certain of its investment options and/or features may not be available in all states. Various rights and benefits may differ between states to meet applicable laws and/or regulations. For more information about variations applicable to your state, please refer to your Annuity contract or consult your Investment Professional. Certain terms are capitalized in this
Prospectus. Those terms are either defined in the Glossary of Terms or in the context of the particular section.

American Skandia offers several different annuities which your Investment
Professional may be authorized to offer to you. Each annuity has different features and benefits that may be appropriate for you based on your financial situation, your age and how you intend to use the annuity. The different features and benefits include variations in death benefit protection and the ability to access your annuity's account value. The fees and charges you pay and compensation paid to your Investment Professional may also be different between each annuity. For more information, please refer to the Appendix entitled
"Selecting the Variable Annuity That's Right for You."

THE VARIABLE INVESTMENT OPTIONS

The variable investment options, each a Sub-account of American Skandia Life
Assurance Corporation Variable Account B, invest in an underlying mutual fund portfolio. Currently, portfolios of the following underlying mutual funds are being offered: Wells Fargo Variable Trust, American Skandia Trust, Gartmore
Variable Investment Trust, A I M Advisors, Inc., Evergreen Variable Annuity
Trust, ProFunds VP, First Defined Portfolio Fund LLC and The Prudential Series
Fund, Inc.

PLEASE READ THIS PROSPECTUS

Please read this prospectus and the current prospectus for the underlying mutual funds. Keep them for future reference. If you are purchasing the Annuity as a replacement for existing variable annuity or variable life coverage, you should consider any surrender or penalty charges you may incur when replacing your existing coverage and that this Annuity may be subject to a contingent deferred sales charge if you elect to surrender the Annuity or take a partial withdrawal.
You should consider your need to access the Annuity's Account Value and whether the annuity's liquidity features will satisfy that need.

AVAILABLE INFORMATION

We have also filed a Statement of Additional Information that is available from us, without charge, upon your request. The contents of the Statement of
Additional Information are described on page 101. This Prospectus is part of the registration statement we filed with the SEC regarding this offering. Additional information on us and this offering is available in the registration statement and the exhibits thereto. You may review and obtain copies of these materials at the prescribed rates from the SEC's Public Reference Section, 450 Fifth Street
N.W., Washington, D.C., 20549. These documents, as well as documents incorporated by reference, may also be obtained through the SEC's Internet
Website (http:// www.sec.gov) for this registration statement as well as for other registrants that file electronically with the SEC.

FOR FURTHER INFORMATION CALL:

1-800-680-8920

These annuities are NOT deposits or obligations of, or issued, guaranteed or endorsed by, any bank, or bank subsidiary of Wells Fargo Bank, N.A., are NOT insured or guaranteed by the U.S. government, the Federal Deposit Insurance
Corporation (FDIC), the Federal Reserve Board or any other agency. An investment in this annuity involves investment risks, including possible loss of value, even with respect to amounts allocated to the AST Money Market sub-account.
These securities have NOT been approved or disapproved by the Securities and
Exchange Commission or any state securities commission NOR has the Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

American Skandia XTra Credit(SM) is a service mark of The Prudential Insurance
Company of America. American Skandia Stagecoach(TM) XTra Credit(SM) Six are
registered trademarks/service marks of a Wells Fargo Bank, N.A. and The
Prudential Insurance Company of America, respectively.

Prospectus Dated: May 2, 2005 as revised on June 20, 2005 Statement of
Additional Information Dated: May 2, 2005

WFXT6PR605                                                         WFVXT-SIXPROS

PLEASE SEE OUR PRIVACY POLICY AND IRA DISCLOSURE STATEMENT ATTACHED TO THE BACK
COVER OF THIS PROSPECTUS.

  Do You Offer a Program for Withdrawals Under Section 72(t) of the
  Internal Revenue Code? .................................................................  50
  What Are Minimum Distributions and When Would I Need to Make Them? .....................  50
  Can I Surrender My Annuity for its Value? ..............................................  50
  What is a Medically-Related Surrender and How Do I Qualify? ............................  50

                                       (i)

  Do You Offer Programs Designed to Provide Investment Protection for Owners While They

                                      (ii)

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

INTRODUCTION

WHY WOULD I CHOOSE TO PURCHASE THIS ANNUITY?

This Annuity is frequently used for retirement planning because it allows you to accumulate retirement savings and also offers annuity payment options when you are ready to begin receiving income. The Annuity also offers a choice of different optional benefits, for an additional charge, that can provide principal protection or guaranteed minimum income protection for Owners while they are alive and one or more death benefits that can protect your retirement savings if you die during a period of declining markets. It may be used as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Roth
IRA, Section 401(a) plans (defined benefit plans and defined contribution plans such as 401(k), profit sharing and money purchase plans) or Tax Sheltered
Annuity (or 403(b)). It may also be used as an investment vehicle for
"non-qualified" investments. The Annuity allows you to invest your money in a number of variable investment options as well as in one or more fixed allocations.

When an Annuity is purchased as a "non-qualified" investment, you generally are not taxed on any investment gains the Annuity earns until you make a withdrawal or begin to receive annuity payments. This feature, referred to as
"tax-deferral", can be beneficial to the growth of your Account Value because money that would otherwise be needed to pay taxes on investment gains each year remains invested and can earn additional money. However, because the Annuity is designed for long-term retirement savings, a 10% penalty tax may be applied on withdrawals you make before you reach age 59-1/2. Annuities purchased as a non-qualified investment are not subject to the maximum contribution limits that may apply to a qualified investment, and are not subject to required minimum distributions after age 70-1/2.

When an Annuity is purchased as a "qualified" investment, you should consider that the Annuity does not provide any tax advantages in addition to the preferential treatment already available through your retirement plan under the
Internal Revenue Code. An Annuity may offer features and benefits in addition to providing tax deferral that other investment vehicles may not offer, including death benefit protection for your beneficiaries, lifetime income options, and the ability to make transfers between numerous variable investment options offered under the Annuity. You should consult with your Investment Professional as to whether the overall benefits and costs of the Annuity are appropriate considering your overall financial plan.

If you purchase this Annuity, we apply an additional amount (an XTra Credit(SM))
to your account value with each purchase payment you make, including your initial purchase payment and any additional purchase payments during the first six annuity years.

..    This Annuity features an annual Insurance Charge of 0.65% and an annual
     Distribution Charge of 1.00%. We only deduct the Distribution Charge during the first 10 years following the effective date of your Annuity. During the first 10 years, the total asset-based charges on this Annuity are higher than many of our other annuities.

..    Unlike many other annuities, the contingent deferred sales charge (CDSC)
     that may apply to a withdrawal or surrender of your Annuity is based on the number of years since the effective date of your Annuity. We do not assess a separate CDSC based on the date that each purchase payment is applied.
     The CDSC on this Annuity is higher and is deducted for a longer period of time as compared to our other annuities. As with any investment product that features a CDSC, you should consider your need to access your account value during the CDSC period and whether the liquidity provision under the
     Annuity will satisfy that need. The CDSC is only deducted if you make a withdrawal that exceeds the free withdrawal amount or choose to surrender your Annuity. If you make a withdrawal or surrender your Annuity which is subject to a CDSC, we do not recover the XTra Credit(SM) amount.

..    The XTra Credit(SM) amount is included in your account value. However,
     American Skandia may take back the original XTra Credit(SM) amount applied to your purchase payment if you "free-look" your Annuity or within twelve
     (12) months of having received an XTra Credit amount, you die or elect to withdraw your account value under the medically-related surrender provision. In these situations, your Account Value could be substantially reduced. However, any investment gain on the XTra Credit(SM) amount will not be recovered. Additional conditions and restrictions apply. We do not deduct a CDSC in any situation where we recover the XTra Credit(SM) amount.

                                        1

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Introduction continued

WHAT ARE SOME OF THE KEY FEATURES OF THIS ANNUITY?

..    This Annuity is a "flexible premium deferred annuity." It is called
     "flexible premium" because you have considerable flexibility in the timing and amount of premium payments. Generally, investors "defer" receiving annuity payments until after an accumulation period.

..    This Annuity offers both variable investment options and Fixed Allocations.
     If you allocate your Account Value to variable investment options, the value of your Annuity will vary daily to reflect the investment performance of the underlying investment options. Fixed Allocations of different durations are offered that are guaranteed by us, but may have a Market
     Value Adjustment if you withdraw or transfer your Account Value before the
     Maturity Date.

..    The Annuity features two distinct phases -- the accumulation period and the payout period. During the accumulation period your Account Value is allocated to one or more investment options.

..    During the payout period, commonly called "annuitization," you can elect to receive annuity payments (1) for life; (2) for life with a guaranteed minimum number of payments; (3) based on joint lives; or (4) for a guaranteed number of payments. We currently make annuity payments available on a fixed or variable basis.

..    This Annuity offers a Credit which we add to your Annuity with each
     Purchase Payment we receive in Annuity Years one (1) through six (6).

..    This Annuity offers optional benefits, for an additional charge, that can provide principal protection or guaranteed minimum income protection for
     Owners while they are alive.

..    This Annuity offers a basic Death Benefit. It also offers optional Death
     Benefits that provide an enhanced level of protection for your beneficiary(ies) for an additional charge.

..    You are allowed to withdraw a limited amount of money from your Annuity on an annual basis without any charges, although any optional guaranteed benefit you elect may be reduced. Other product features allow you to access your Account Value as necessary, although a charge may apply.

..    Transfers between investment options are tax-free. Currently, you may make twenty transfers each year free of charge. We also offer several programs that enable you to manage your Account Value as your financial needs and investment performance change.

HOW DO I PURCHASE THIS ANNUITY?

We sell the Annuity through licensed, registered investment professionals. You must complete an application and submit a minimum initial purchase payment of
$10,000. We may allow you to make a lower initial purchase payment provided you establish a bank drafting program under which purchase payments received in the first Annuity Year total at least $10,000. If the Annuity is owned by an individual or individuals, the oldest of those Owners must be age 75 or under, as of the Issue Date of the Annuity. If the Annuity is owned by an entity, the annuitant must be age 75 or under, as of the Issue Date of the Annuity. The availability and level of protection of certain optional benefits may vary based on the age of the Owner on the Issue Date of the Annuity or the Owner's date of death.

                                        2

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

GLOSSARY OF TERMS

Many terms used within this Prospectus are described within the text where they appear. The description of those terms are not repeated in this Glossary of
Terms.

ACCOUNT VALUE

The value of each allocation to a Sub-account (also referred to as "variable investment option") or a Fixed Allocation prior to the Annuity Date, plus any earnings, and/or less any losses, distributions and charges. The Account Value is calculated before we assess any applicable Contingent Deferred Sales Charge
("CDSC" or "surrender charge") and/or other than on a contract anniversary, any fee that is deducted from the contract annually in arrears. The Account Value includes any Credits we applied to your Purchase Payments that we are entitled to recover under certain circumstances. The Account Value is determined separately for each Sub-account and for each Fixed Allocation, and then totaled to determine the Account Value for your entire Annuity. The Account Value of each Fixed Allocation on other than its Maturity Date may be calculated using a market value adjustment.

ANNUITIZATION

The application of Account Value (or Protected Income Value for the Guaranteed
Minimum Income Benefit, if applicable) to one of the available annuity options for the Annuitant to begin receiving periodic payments for life, for a guaranteed minimum number of payments or for life with a guaranteed minimum number of payments.

ANNUITY DATE

The date you choose for annuity payments to commence. A maximum Annuity Date may apply.

ANNUITY YEAR

A 12-month period commencing on the Issue Date of the Annuity and each successive 12-month period thereafter.

CODE

The Internal Revenue Code of 1986, as amended from time to time.

FIXED ALLOCATION

An allocation of Account Value that is to be credited a fixed rate of interest for a specified Guarantee Period during the accumulation period.

GUARANTEE PERIOD

A period of time during the accumulation period where we credit a fixed rate of interest on a Fixed Allocation.

INTERIM VALUE

The value of a Fixed Allocation on any date other than the Maturity Date. The
Interim Value is equal to the initial value allocated to the Fixed Allocation plus all interest credited to the Fixed Allocation as of the date calculated, less any transfers or withdrawals from the Fixed Allocation.

ISSUE DATE

The effective date of your Annuity.

MVA

A market value adjustment used in the determination of Account Value of each
Fixed Allocation on any day more than 30 days prior to the Maturity Date of such
Fixed Allocation.

OWNER

With an Annuity issued as an individual annuity contract, the Owner is either an eligible entity or person named as having ownership rights in relation to the
Annuity. With an Annuity issued as a certificate under a group annuity contract, the "Owner" refers to the person or entity who has the rights and benefits designated as to the "Participant" in the certificate.

SURRENDER VALUE

The value of your Annuity available upon surrender prior to the Annuity Date. It equals the Account Value as of the date we price the surrender minus any applicable CDSC, Annual Maintenance Fee, Tax Charge, the charge for any optional benefits, and any additional amounts we applied to your Purchase Payments that we may be entitled to recover under certain circumstances. The surrender value may be calculated using a Market Value Adjustment with respect to amounts in any
Fixed Allocation.

UNIT

A measure used to calculate your Account Value in a Sub-account during the accumulation period.

VALUATION DAY

Every day the New York Stock Exchange is open for trading or any other day the
Securities and Exchange Commission requires mutual funds or unit investment trusts to be valued.

                                        3

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

SUMMARY OF CONTRACT FEES AND CHARGES

Below is a summary of the fees and charges for the Annuity. Some fees and charges are assessed against your Annuity while others are assessed against assets allocated to the variable investment options. The fees and charges that are assessed against the Annuity include the Contingent Deferred Sales Charge,
Transfer Fee, Tax Charge and Annual Maintenance Fee. The charges that are assessed against the variable investment options are the mortality and expense risk charge, the charge for administration of the Annuity, the Distribution
Charge and the charge for certain optional benefits you elect, other than the
Guaranteed Minimum Income Benefit, which is assessed against the Protected
Income Value. Each underlying mutual fund portfolio assesses a charge for investment management, other expenses and with some mutual funds, a 12b-1 charge. The prospectus for each underlying mutual fund provides more detailed information about the expenses for the underlying mutual funds.

The following table provides a summary of the fees and charges you will pay if you surrender the Annuity or transfer Account Value among investment options.
These fees and charges are described in more detail within this Prospectus.

YOUR TRANSACTION FEES AND CHARGES
-------------------------------------------------------------------------------------------------------
 (ASSESSED AGAINST THE ANNUITY)
           FEE/CHARGE                                          AMOUNT DEDUCTED
-------------------------------------------------------------------------------------------------------
Contingent Deferred Sales Charge*                                9.0%
                                                  The charge is a percentage of each
                                               applicable Purchase Payment deducted upon
                                               surrender or withdrawal. The period during
                                               which a particular percentage applies is
                                               measured from the Issue Date of the
                                               Annuity.
-------------------------------------------------------------------------------------------------------
Transfer Fee                                   $10 (currently, $15 maximum)
                                               (Currently, we deduct the fee after the
                                               20th transfer each Annuity Year. We
                                               guarantee that the number of charge
                                               free transfers per Annuity Year will
                                               never be less than 8.)
-------------------------------------------------------------------------------------------------------
Tax Charge                             Up to 3.5% of the value that is annuitized, depending on the requirements of the applicable jurisdiction. This charge is deducted generally at the time you annuitize your contract.
-------------------------------------------------------------------------------------------------------

*    The following are the Contingent Deferred Sales Charges (as a percentage of each applicable Purchase Payment) upon surrender or withdrawal. For purposes of calculating this charge we consider the year following the
     Issue Date of your Annuity as Year 1.

---------------------------------------------------------------------------------------------------------
Yr. 1     Yr. 2     Yr. 3     Yr. 4     Yr. 5     Yr. 6     Yr. 7     Yr. 8     Yr. 9    Yr. 10   Yr. 11+
---------------------------------------------------------------------------------------------------------
 9.0%      9.0%      8.5%      8.0%      7.0%      6.0%      5.0%      4.0%      3.0%      2.0%     0.0%
---------------------------------------------------------------------------------------------------------

                                        4

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

The following table provides a summary of the periodic fees and charges you will pay while you own the Annuity, excluding the underlying mutual fund Portfolio annual expenses. These fees and charges are described in more detail within this
Prospectus.

YOUR PERIODIC FEES AND CHARGES
---------------------------------------------------------------------------------------------------------------------
ANNUAL FEES/CHARGES ASSESSED AGAINST THE ANNUITY
                   FEE/CHARGE                                              AMOUNT DEDUCTED
---------------------------------------------------------------------------------------------------------------------
                                                             Smaller of $35 or 2% of Account Value
                                                   (Assessed annually on the Annuity's anniversary date or
Annual Maintenance Fee                                                   upon surrender)
---------------------------------------------------------------------------------------------------------------------
ANNUAL FEES/CHARGES OF THE SUB-ACCOUNT(1)
---------------------------------------------------------------------------------------------------------------------
(AS A PERCENTAGE OF THE AVERAGE DAILY NET ASSETS OF THE SUB-ACCOUNTS)
                        FEE/CHARGE                                         AMOUNT DEDUCTED
---------------------------------------------------------------------------------------------------------------------
Mortality & Expense Risk Charge(2)                                              0.50%
---------------------------------------------------------------------------------------------------------------------
Administration Charge(2)                                                        0.15%
---------------------------------------------------------------------------------------------------------------------
Distribution Charge(3)                                               1.00% in Annuity Years 1-10
---------------------------------------------------------------------------------------------------------------------
                                                     1.40% per year of the value of each Sub-account if the Owner's beneficiary elects the Qualified Beneficiary Continuation
Settlement Service Charge(4)                                           Option 5 ("Qualified BCO")
---------------------------------------------------------------------------------------------------------------------
                                                    1.65% per year of the value of each Sub-account in Annuity Years
                                                    1-10; 0.65% in Annuity Years 11 and later (1.40% per year if you
Total Annual Charges of the Sub-accounts                       are  a beneficiary electing the Qualified BCO)
----------------------------------------------------------------------------------------------------------------------

1: These charges are deducted daily and apply to Variable Investment Options only.

2: The combination of the Mortality and Expense Risk Charge and Administration
Charge is referred to as the "Insurance Charge" elsewhere in this Prospectus.

3: The Distribution Charge in Annuity Years 11+ is 0.00%.

4: The Mortality & Expense Risk Charge, the Administration Charge and the
Distribution Charge do not apply if you are a beneficiary under the Qualified
Beneficiary Continuation Option. The Settlement Service Charge applies only if your beneficiary elects the Qualified Beneficiary Continuation Option.

5: When an Annuity is used as an IRA, 403(b) or other "qualified investment", upon the Owner's death a beneficiary may generally elect to continue the Annuity and receive Minimum Distributions under the Annuity instead of receiving the death benefit in a single payment. If a beneficiary elects this option, the beneficiary will incur the Settlement Service Charge. Please refer to the section of this Prospectus that describes the Qualified Beneficiary Continuation
Option for more detailed information about this option, including certain restrictions and limitations that may apply.

                                        5

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Summary of Contract Fees and Charges continued

The following table provides a summary of the fees and charges you will pay if you elect any of the following optional benefits.

Not all optional benefits may be purchased in combination with one another. You may only elect one optional living benefit. The optional living benefits are the
Guaranteed Return Option Plus program (and where not available, Guaranteed
Return Option), the Guaranteed Minimum Withdrawal Benefit, the Guaranteed
Minimum Income Benefit and the Lifetime Five(SM) Income Benefit. For the
optional death benefits, you may elect the Highest Anniversary Value Death
Benefit or the Highest Daily Value Death Benefit together with the Enhanced
Beneficiary Protection Death Benefit or any of these three benefits, individually, but the Combination 5% Roll-up and the HAV Death Benefit may only be purchased individually. The fees and charges and each of the optional benefits are described in more detail within this Prospectus.

YOUR OPTIONAL BENEFIT FEES AND CHARGES
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                     OPTIONAL
                                                                                   BENEFIT FEE/                TOTAL ANNUAL
                          OPTIONAL BENEFIT                                            CHARGE                      CHARGE*
-----------------------------------------------------------------------------------------------------------------------------------
GUARANTEED RETURN OPTION Plus(SM) (GRO Plus(SM))/GUARANTEED RETURN OPTION
-----------------------------------------------------------------------------------------------------------------------------------
We offer a program that guarantees a "return of premium" at a future date,     0.25% of average daily     1.90% in Annuity Years
while allowing you to allocate all or a portion of your Account Value to       net assets of the          1-10; 0.90% in Annuity
certain Sub-accounts.                                                          Sub-accounts               Years 11 and later; 1.65%
                                                                                                          for Qualified BCO
GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB)**
-----------------------------------------------------------------------------------------------------------------------------------
We offer a program that guarantees your ability to withdraw amounts equal      0.35% of average daily     2.00% in Annuity Years
to an initial principal value, regardless of the impact of market performance  net assets of the          1-10; 1.00% in Annuity
on your Account Value.                                                         Sub-accounts               Years 11 and later; 1.75%
                                                                                                          for Qualified BCO
GUARANTEED MINIMUM INCOME BENEFIT (GMIB)**
-----------------------------------------------------------------------------------------------------------------------------------
We offer a program that, after a seven-year waiting period, guarantees your    0.50% per year of the      1.65% in Annuity Years
ability to begin receiving income from your Annuity in the form of annuity     average Protected          1-10; 0.65% in Annuity
payments based on your total Purchase Payments (and any Credits applied to     Income Value during        Years 11 and later
such Purchase Payments) and an annual increase of 5% on such Purchase          each year; deducted        PLUS
Payments adjusted for withdrawals (called the "Protected Income Value"),       annually in arrears each   0.50% per year of average
regardless of the impact of market performance on your Account Value.          Annuity Year               Protected Income Value
LIFETIME FIVE INCOME BENEFIT**
-----------------------------------------------------------------------------------------------------------------------------------
We offer a program that guarantees your ability to withdraw amounts equal      0.60% of average daily     2.25% in Annuity Years
to a percentage of an initial principal value, regardless of the impact of     net assets of the          1-10; 1.25% in Annuity
market performance on your Account Value, subject to our program rules         Sub-accounts               Years 11 and later
regarding the timing and amount of withdrawals.
ENHANCED BENEFICIARY PROTECTION DEATH BENEFIT**
-----------------------------------------------------------------------------------------------------------------------------------
We offer an Optional Death Benefit that provides an enhanced level of          0.25% of average daily     1.90% in Annuity Years
protection for your beneficiary(ies) by providing amounts in addition to the   net assets of the          1-10; 0.90% in Annuity
basic Death Benefit that can be used to offset federal and state taxes         Sub-accounts               Years 11 and later
payable on any taxable gains in your Annuity at the time of your death.

                                        6

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

                                                                                      OPTIONAL
                                                                                    BENEFIT FEE/                TOTAL ANNUAL
                          OPTIONAL BENEFIT                                             CHARGE                      CHARGE*
----------------------------------------------------------------------------------------------------------------------------------
HIGHEST ANNIVERSARY VALUE DEATH BENEFIT ("HAV")**
----------------------------------------------------------------------------------------------------------------------------------
We offer an Optional Death Benefit that provides an enhanced level of           0.25% of average daily     1.90% in Annuity Years
protection for your beneficiary(ies) by providing a death benefit equal to the  net assets of the          1-10; 0.90% in Annuity
greater of the basic Death Benefit and the Highest Anniversary Value, less      Sub-accounts               Years 11 and later
proportional withdrawals.
COMBINATION 5% ROLL-UP AND HAV DEATH BENEFIT **
----------------------------------------------------------------------------------------------------------------------------------
We offer an Optional Death Benefit that provides an enhanced level of           0.50% of average daily     2.15% in Annuity Years
protection for your beneficiary(ies) by providing the greater of the Highest    net assets of the          1-10; 1.15% in Annuity
Anniversary Value Death Benefit and a 5% annual increase on Purchase            Sub-accounts               Years 11 and later
Payments (and any Credits applied to such Purchase Payments) adjusted for withdrawals.
HIGHEST DAILY VALUE DEATH BENEFIT ("HDV")**
----------------------------------------------------------------------------------------------------------------------------------
We offer an Optional Death Benefit that provides an enhanced level of           0.50% of average daily     2.15% in Annuity Years
protection for your beneficiary(ies) by providing a death benefit equal to      net assets of the          1-10; 1.15% in Annuity
the greater of the basic Death Benefit and the Highest Daily Value, less        Sub-accounts               Years 11 and later
proportional withdrawals.
----------------------------------------------------------------------------------------------------------------------------------
Please refer to the section of this Prospectus that describes each optional benefit for a complete description of the benefit, including any restrictions or limitations that may apply.
----------------------------------------------------------------------------------------------------------------------------------

*    The Total Annual Charge includes the Insurance Charge and Distribution
     Charge assessed against the average daily net assets allocated to the
     Sub-accounts. If you elect more than one optional benefit, the Total Annual
     Charge would be increased to include the charge for each optional benefit.

**   These optional benefits are not available under the Qualified BCO.

The following table provides the range (minimum and maximum) of the total annual expenses for the underlying mutual funds ("Portfolios") as of December 31, 2004.
Each figure is stated as a percentage of the underlying Portfolio's average daily net assets.

TOTAL ANNUAL PORTFOLIO OPERATING EXPENSES

                                    MINIMUM   MAXIMUM
-----------------------------------------------------
Total Portfolio Operating Expense   0.63%      3.06%

The following are the investment management fees, other expenses, 12b-1 fees (if applicable) and the total annual expenses for each underlying mutual fund
("Portfolio") as of December 31, 2004, except as noted. Each figure is stated as a percentage of the underlying Portfolio's average daily net assets. For certain of the underlying Portfolios, a portion of the management fee has been waived and/or other expenses have been partially reimbursed. Any such fee waivers and/or reimbursements have been reflected in the footnotes. The "Total Annual
Portfolio Operating Expenses" reflect the combination of the underlying
Portfolio's investment management fee, other expenses and any 12b-1 fees. The following expenses are deducted by the underlying Portfolio before it provides
American Skandia with the daily net asset value. Any footnotes about expenses appear after the list of all the Portfolios. The underlying Portfolio information was provided by the underlying mutual funds and has not been independently verified by us. See the prospectuses or statements of additional information of the underlying Portfolios for further details. The current prospectus and statement of additional information for the underlying Portfolios can be obtained by calling 1-800-680-8920.

                                        7

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Summary of Contract Fees and Charges continued

UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES
-----------------------------------------------------------------------
(AS A PERCENTAGE OF THE AVERAGE NET ASSETS OF THE UNDERLYING PORTFOLIOS)

                                                                                             TOTAL
                                                                                            ANNUAL
                                                                                           PORTFOLIO
                                                      MANAGEMENT      OTHER       12b-1    OPERATING
UNDERLYING PORTFOLIO                                     FEES      EXPENSES(1)    FEES      EXPENSES
----------------------------------------------------------------------------------------------------
American Skandia Trust: (2, 3)
     AST JPMorgan International Equity                   1.00%        0.13%        None       1.13%
     AST William Blair International Growth              1.00%        0.22%        None       1.22%
     AST LSV International Value(4)                      1.00%        0.37%        None       1.37%
     AST MFS Global Equity                               1.00%        0.35%        None       1.35%
     AST Small-Cap Growth(5)                             0.90%        0.24%        None       1.14%
     AST DeAM Small-Cap Growth                           0.95%        0.22%        None       1.17%
     AST Federated Aggressive Growth                     0.95%        0.24%        None       1.19%
     AST Goldman Sachs Small-Cap Value                   0.95%        0.24%        None       1.19%
     AST Small-Cap Value(6)                              0.90%        0.18%        None       1.08%
     AST DeAM Small-Cap Value                            0.95%        0.33%        None       1.28%
     AST Goldman Sachs Mid-Cap Growth                    1.00%        0.25%        None       1.25%
     AST Neuberger Berman Mid-Cap Growth                 0.90%        0.22%        None       1.12%
     AST Neuberger Berman Mid-Cap Value                  0.90%        0.15%        None       1.05%
     AST Alger All-Cap Growth                            0.95%        0.22%        None       1.17%
     AST Gabelli All-Cap Value                           0.95%        0.26%        None       1.21%
     AST T. Rowe Price Natural Resources                 0.90%        0.26%        None       1.16%
     AST AllianceBernstein Large-Cap Growth(7)           0.90%        0.23%        None       1.13%
     AST MFS Growth                                      0.90%        0.20%        None       1.10%
     AST Marsico Capital Growth                          0.90%        0.14%        None       1.04%
     AST Goldman Sachs Concentrated Growth               0.90%        0.17%        None       1.07%
     AST DeAM Large-Cap Value                            0.85%        0.26%        None       1.11%
     AST AllianceBernstein Growth + Value                0.90%        0.32%        None       1.22%
     AST AllianceBernstein Core Value8                   0.75%        0.24%        None       0.99%
     AST Cohen & Steers Realty                           1.00%        0.22%        None       1.22%
     AST AllianceBernstein Managed Index 500(9)          0.60%        0.17%        None       0.77%
     AST American Century Income & Growth                0.75%        0.24%        None       0.99%
     AST AllianceBernstein Growth & Income(10)           0.75%        0.15%        None       0.90%
     AST Hotchkis & Wiley Large-Cap Value                0.75%        0.19%        None       0.94%
     AST Global Allocation(11)                           0.89%        0.26%        None       1.15%
     AST American Century Strategic Balanced             0.85%        0.27%        None       1.12%
     AST T. Rowe Price Asset Allocation                  0.85%        0.27%        None       1.12%
     AST T. Rowe Price Global Bond                       0.80%        0.27%        None       1.07%
     AST Goldman Sachs High Yield                        0.75%        0.18%        None       0.93%
     AST Lord Abbett Bond-Debenture                      0.80%        0.22%        None       1.02%
     AST PIMCO Total Return Bond                         0.65%        0.16%        None       0.81%
     AST PIMCO Limited Maturity Bond                     0.65%        0.17%        None       0.82%
     AST Money Market                                    0.50%        0.13%        None       0.63%
Gartmore Variable Investment Trust:
     GVIT Developing Markets                             1.15%        0.38%        0.25%      1.78%

                                        8

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

                                                                                                        TOTAL
                                                                                                       ANNUAL
                                                                                                     PORTFOLIO
                                                                MANAGEMENT      OTHER       12b-1    OPERATING
                     UNDERLYING PORTFOLIO                          FEES      EXPENSES(1)     FEES     EXPENSES
--------------------------------------------------------------------------------------------------------------
Wells Fargo Variable Trust Advantage:(12)
     Advantage C&B Large Cap Value                                 0.55%        0.39%        0.25%      1.19%
     Advantage Equity Income                                       0.55%        0.23%        0.25%      1.03%
     Advantage International Core                                  0.75%        0.42%        0.25%      1.42%
     Advantage Small Cap Growth                                    0.75%        0.24%        0.25%      1.24%
     Advantage Large Company Core                                  0.55%        0.33%        0.25%      1.13%
     Advantage Large Company Growth                                0.55%        0.25%        0.25%      1.05%
     Advantage Asset Allocation                                    0.55%        0.22%        0.25%      1.02%
     Advantage Total Return Bond                                   0.45%        0.26%        0.25%      0.96%
AIM Variable Insurance Funds:(13)
     AIM V.I. Dynamics Fund -- Series I shares                     0.75%        0.39%         None      1.14%
     AIM V.I. Technology Fund -- Series I shares                   0.75%        0.40%         None      1.15%
     AIM V.I. Health Sciences Fund -- Series I shares(14)          0.75%        0.36%         None      1.11%
     AIM V.I. Financial Services Fund -- Series I shares           0.75%        0.37%         None      1.12%
Evergreen Variable Annuity Trust:
     International Equity(15)                                      0.42%        0.30%         None      0.72%
     Growth(16)                                                    0.70%        0.26%         None      0.96%
     Omega                                                         0.52%        0.16%         None      0.68%
ProFund VP:(17)
     Access VP High Yield                                          0.75%        1.02%        0.25%      2.02%
     Bull                                                          0.75%        0.78%        0.25%      1.78%
     OTC                                                           0.75%        0.87%        0.25%      1.87%
     Large-Cap Value                                               0.75%        1.04%        0.25%      2.04%
     Large-Cap Growth                                              0.75%        2.06%        0.25%      3.06%
     Mid-Cap Value                                                 0.75%        0.92%        0.25%      1.92%
     Mid-Cap Growth                                                0.75%        0.94%        0.25%      1.94%
     Small-Cap Value                                               0.75%        0.95%        0.25%      1.95%
     Small-Cap Growth                                              0.75%        0.90%        0.25%      1.90%
     Asia 30                                                       0.75%        0.86%        0.25%      1.86%
     Europe 30                                                     0.75%        0.78%        0.25%      1.78%
     Japan                                                         0.75%        0.85%        0.25%      1.85%
     UltraBull                                                     0.75%        0.89%        0.25%      1.89%
     UltraMid-Cap                                                  0.75%        0.94%        0.25%      1.94%
     UltraSmall-Cap                                                0.75%        0.94%        0.25%      1.94%
     UltraOTC                                                      0.75%        0.88%        0.25%      1.88%
     Bear                                                          0.75%        0.90%        0.25%      1.90%
     Short Mid-Cap                                                 0.75%        0.80%        0.25%      1.80%
     Short Small-Cap                                               0.75%        1.28%        0.25%      2.28%
     Short OTC                                                     0.75%        0.86%        0.25%      1.86%
     Banks                                                         0.75%        0.98%        0.25%      1.98%
     Basic Materials                                               0.75%        0.96%        0.25%      1.96%
     Biotechnology                                                 0.75%        0.98%        0.25%      1.98%

                                        9

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Summary of Contract Fees and Charges continued

                                                                                             TOTAL
                                                                                             ANNUAL
                                                                                           PORTFOLIO
                                                  MANAGEMENT      OTHER          12b-1     OPERATING
              UNDERLYING PORTFOLIO                   FEES       EXPENSES(1)      FEES      EXPENSES
----------------------------------------------------------------------------------------------------
ProFund VP:(17) continued
        Consumer Goods                                0.75%       0.99%          0.25%       1.99%
        Consumer Services                             0.75%       1.20%          0.25%       2.20%
        Financials                                    0.75%       0.92%          0.25%       1.92%
        Health Care                                   0.75%       0.91%          0.25%       1.91%
        Industrials                                   0.75%       0.99%          0.25%       1.99%
        Internet                                      0.75%       0.94%          0.25%       1.94%
        Oil & Gas                                     0.75%       0.92%          0.25%       1.92%
        Pharmaceuticals                               0.75%       0.97%          0.25%       1.97%
        Precious Metals                               0.75%       0.87%          0.25%       1.87%
        Real Estate                                   0.75%       0.93%          0.25%       1.93%
        Semiconductor                                 0.75%       0.99%          0.25%       1.99%
        Technology                                    0.75%       0.87%          0.25%       1.87%
        Telecommunications                            0.75%       0.95%          0.25%       1.95%
        Utilities                                     0.75%       0.95%          0.25%       1.95%
        U.S. Government Plus                          0.50%       0.86%          0.25%       1.61%
        Rising Rates Opportunity                      0.75%       0.75%          0.25%       1.75%
First Defined Portfolio Fund, LLC: (18, 19)
        First Trust(TM) 10 Uncommon Values            0.60%       0.76%          0.25%       1.61%
        Target Managed VIP                            0.60%       1.25%          0.25%       2.10%
        The Dowsm DART 10                             0.60%       1.53%          0.25%       2.38%
        Global Dividend Target 15                     0.60%       1.85%          0.25%       2.70%
        S&P(TM) Target 24                             0.60%       1.58%          0.25%       2.43%
        NASDAQ(TM) Target 15                          0.60%       1.75%          0.25%       2.60%
        Value Line(TM) Target 25                      0.60%       1.48%          0.25%       2.33%
        The Dow Target Dividend(20)                   0.60%       0.62%          0.25%       1.47%
The Prudential Series Fund, Inc.:
        SP William Blair International Growth         0.85%       0.45%          0.25%       1.55%

                                       10

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

(1) As noted above, shares of the Portfolios generally are purchased through variable insurance products. Many of the Portfolios and/or their investment advisers and/or distributors have entered into arrangements with us as the issuer of the Annuity under which they compensate us for providing ongoing services in lieu of the Trust providing such services. Amounts paid by a
Portfolio under those arrangements are included under "Other Expenses." For more information see the prospectus for each underlying portfolio and, "Service Fees payable to American Skandia," later in this prospectus.

(2) The Portfolios' total actual annual operating expenses for the year ended
December 31, 2004 were less than the amount shown in the table due to fee waivers, reimbursement of expenses and expense offset arrangements. These waivers, reimbursements, and offset arrangements are voluntary and may be terminated by American Skandia Investment Services, Inc. and Prudential
Investments LLC at any time. After accounting for the waivers, reimbursements and offset arrangements, the Portfolios' actual annual operating expenses were:

                                              TOTAL ACTUAL ANNUAL PORTFO-
                                              LIO OPERATING EXPENSES AFTER
PORTFOLIO NAME                                EXPENSE REIMBURSEMENT
---------------------------------------------------------------------------
AST William Blair International Growth                    1.11%
AST LSV International Value                               1.22%
AST DeAM Small-Cap Growth                                 1.02%
AST DeAM Small-Cap Value                                  1.13%
AST Goldman Sachs Mid-Cap Growth                          1.13%
AST Neuberger Berman Mid-Cap Growth                       1.11%
AST Neuberger Berman Mid-Cap Value                        1.04%
AST AllianceBernstein Large-Cap Growth                    1.10%
AST MFS Growth                                            1.07%
AST Marsico Capital Growth                                1.02%
AST Goldman Sachs Concentrated Growth                     1.00%
AST DeAM Large-Cap Value                                  0.99%
AST Cohen & Steers Realty                                 1.11%
AST AllianceBernstein Growth & Income                     0.87%
AST Hotchkis & Wiley Large-Cap Value                      0.90%
AST American Century Strategic Balanced                   1.09%
AST T. Rowe Price Asset Allocation                        1.07%
AST Lord Abbett Bond-Debenture Portfolio                  0.97%
AST PIMCO Total Return Bond                               0.78%
AST PIMCO Limited Maturity Bond                           0.79%
AST Money Market                                          0.58%

(3) Until November 18, 2004, the Trust had a Distribution Plan under Rule 12b-1 to permit an affiliate of the Trust's Investment Managers to receive brokerage commissions in connection with purchases and sales of securities held by the
Portfolios, and to use these commissions to promote the sale of shares of the
Portfolio. The Distribution Plan was terminated effective November 18, 2004. The total annual portfolio operating expenses do not reflect any brokerage commissions paid pursuant to the Distribution Plan prior to the Plan's termination.

(4) Effective November 18, 2004, LSV Asset Management became the Sub-advisor of the Portfolio. Prior to November 18, 2004, Deutsche Asset Management, Inc.
served as Sub-advisor of the Portfolio, then named "AST DeAM International
Equity Portfolio."

(5) Effective May 1, 2005, Eagle Asset Management and Neuberger Berman
Management, Inc. became Co-Sub-advisors of the Portfolio. Prior to May 1, 2005,
State Street Research and Management Company served as Sub-advisor of the
Portfolio, then named "AST State Street Research Small-Cap Growth Portfolio."

(6) Effective November 18, 2004, Integrity Asset Management, Lee Munder Capital
Group, J.P. Morgan Fleming Asset Management became Co-Sub-advisors of the
Portfolio. Prior to November 18, 2004, GAMCO Advisors Inc. served as Sub-advisor of the Portfolio, then named "AST Gabelli Small-Cap Value Portfolio."

(7) Effective May 1, 2005, the name of the Portfolio was changed from "AST
Alliance Growth Portfolio" to "AST AllianceBernstein Large-Cap Growth
Portfolio."

(8) Effective May 1, 2005, the name of the Portfolio was changed from "AST
Sanford Bernstein Core Value Portfolio" to "AST AllianceBernstein Core Value
Portfolio."

(9) Effective May 1, 2005, the name of the Portfolio was changed from "AST
Sanford Bernstein Managed Index 500 Portfolio" to "AST AllianceBernstein Managed
Index 500 Portfolio."

(10) Effective May 1, 2005, the name of the Portfolio was changed from "AST
Alliance Growth and Income Portfolio" to "AST AllianceBernstein Growth & Income
Portfolio."

(11) The AST Global Allocation Portfolio invests primarily in shares of other
AST Portfolios (the "Underlying Portfolios").

(a) The only management fee directly paid by the Portfolio is a 0.10% fee paid to American Skandia Investment Services, Inc. and Prudential Investments LLC.
The management fee shown in the chart for the Portfolio is (i) that 0.10%
management fee paid by the Portfolio plus (ii) an estimate of the management fees paid by the Underlying Portfolios, which are borne indirectly by investors in the Portfolio. The estimate was calculated based on the percentage of the
Portfolio invested in each Underlying Portfolio as of December 31, 2004 using the management fee rates shown in the chart above.

(b) The expense information shown in the chart for the Portfolio reflects

(i) the expenses of the Portfolio itself plus (ii) an estimate of the expenses paid by the Underlying Portfolios, which are borne indirectly by investors in the Portfolio. The estimate was calculated based on the percentage of the
Portfolio invested in each Underlying Portfolio as of December 31, 2004 using the expense rates for the Underlying Portfolios shown in the above chart.

(c) Effective May 1, 2005, Prudential Investment LLC provides day to day management of the Portfolio. Prior to May 1, 2005, Deutsche Asset Management,
Inc. served as Sub-advisor of the Portfolio, then named "AST DeAM Global
Allocation Portfolio."

                                       11

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Summary of Contract Fees and Charges continued

(12) (a) The Adviser of Wells Fargo Variable Trust has committed through April
30, 2006 to waive fees and/or reimburse expenses to the extent necessary to maintain the Fund's net operating expenses as shown.

                                     TOTAL ACTUAL ANNUAL
                                 PORTFOLIO OPERATING EXPENSES
PORTFOLIO NAME                   AFTER EXPENSE REIMBURSEMENT
-------------------------------------------------------------
Advantage C&B Large Cap Value              1.00%
Advantage Equity Income                    1.00%
Advantage International Core               1.00%
Advantage Small Cap Growth                 1.20%
Advantage Large Company Core               1.00%
Advantage Large Company Growth             1.00%
Advantage Asset Allocation                 1.00%
Advantage Total Return Bond                0.90%

(b) In addition, the following name changes were made effective May 1, 2005:

OLD PORTFOLIO NAME                       NEW PORTFOLIO NAME
-----------------------------------------------------------------
Equity Value                      Advantage C&B Large Cap Value
Equity Income                     Advantage Equity Income
International Equity              Advantage International Core
Small Cap Growth                  Advantage Small Cap Growth
Growth                            Advantage Large Company Core
Large Company Growth              Advantage Large Company Growth
Asset Allocation                  Advantage Asset Allocation
Total Return Bond                 Advantage Total Return Bond

(13) The Fund's adviser is entitled to receive reimbursement from the Fund for fees and expenses paid for by the Fund's adviser pursuant to expense limitation commitments between the Fund's adviser and the Fund if such reimbursement does not cause the Fund to exceed its then-current expense limitations and the reimbursement is made within three years after the Fund's adviser incurred the expense.

(14) Effective July 1, 2005, the "AIM V.I. Health Sciences Fund" will be renamed
"AIM V.I. Global Health Care Fund."

(15) Effective April 15, 2005, the name of the Portfolio was changed from
"Evergreen VA International Growth" to "Evergreen VA International Equity."

(16) Effective April 15, 2005, the name of the Portfolio was changed from
"Evergreen VA Special Equity" to "Evergreen VA Growth."

(17) ProFund Advisors LLC has contractually agreed to waive Investment Advisory and Management Services Fees and to reimburse other expenses to the extent Total
Annual Portfolio Operating Expenses, as a percentage of average daily net assets, exceed 1.98% (1.73% for ProFund VP U.S. Government Plus and 1.78% for
ProFund VP Rising Rates Opportunity) through December 31, 2005. After such date, any of the expense limitations may be terminated or revised. Amounts waived or reimbursed in a particular fiscal year may be repaid to ProFund Advisors LLC within three years of the waiver or reimbursement to the extent that recoupment will not cause the Portfolio's expenses to exceed any expense limitation in place at that time. A waiver or reimbursement lowers the expense ratio and increases overall returns to investors.

(18) The Funds' Board of Trustees reserves the right to suspend payments under the 12b-1 Plan at any time. On May 1, 2003, 12b-1 payments were suspended for all Funds except the First Trust 10 Uncommon Values Portfolio. Payments under the 12b-1 Plan resumed effective May 1, 2004 for the Target Managed VIP
Portfolio, the Dow Dart 10 Portfolio, the Global Dividend Target 15 Portfolio,
the S&P Target 24 Portfolio, the Nasdaq Target 15 Portfolio and the Value Line
Target 25 Portfolio.

(19) For the period September 30, 2004 through December 31, 2007, First Trust has contractually agreed to waive fees and reimburse expenses of the Portfolios to limit the total annual fund operating expenses (excluding brokerage expense and extraordinary expense) to 1.37% for the First Trust 10 Uncommon Values
Portfolio and 1.47% for each of the other Portfolios' average daily net assets.
First Trust has entered into an agreement with First Defined Portfolio Fund, LLC that will allow First Trust to recover from the Portfolios any fees waived or reimbursed during the three year period of January 1, 2005 through December 31,
2007. However, First Trust's ability to recover such amounts is limited to the extent that it would not exceed the amount reimbursed or waived during such period.

                                                 TOTAL ACTUAL ANNUAL
                                           PORTFOLIO OPERATING EXPENSES
PORTFOLIO NAME                              AFTER EXPENSE REIMBURSEMENT
-----------------------------------------------------------------------
First Trust(TM) 10 Uncommon Values                    1.37%
Target Managed VIP                                    1.47%
S&P Target 24                                         1.47%
The Dow(sm) DART 10                                   1.47%
Value Line(TM) Target 25                              1.47%
Global Dividend Target 15                             1.47%
Nasdaq Target 15                                      1.47%
Dow Target Dividend                                   1.47%

(20) The Dow (SM) Target Dividend Portfolio is newly organized. Accordingly,
Other Expenses and Total Annual Portfolio Operating Expenses are based on estimated expenses for the current fiscal year.

                                       12

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

EXPENSE EXAMPLES

These examples are designed to assist you in understanding the various expenses you may incur with the Annuity over certain periods of time based on specific assumptions. The examples reflect the Contingent Deferred Sales Charges, Annual
Maintenance Fee, Insurance Charge, Distribution Charge, and the highest total annual portfolio operating expenses for any underlying Portfolio offered under the product, as well as the maximum charges for the optional benefits that are offered under the Annuity that can be elected in combination with one another.
Below are examples showing what you would pay in expenses at the end of the stated time periods had you invested $10,000 in the Annuity and received a 5%
annual return on assets, and elected all optional benefits available.

The examples shown assume that: (a) you only allocate Account Value to the
Sub-account with the maximum total annual portfolio operating expenses for the underlying Portfolio (shown above), not to a Fixed Allocation; (b) the Insurance
Charge is assessed as 0.65% per year; (c) the Distribution Charge is assessed as
1.00% per year in Annuity Years 1-10; (d) the Annual Maintenance Fee is
reflected as an asset-based charge based on an assumed average contract size;
(e) you make no withdrawals of Account Value during the period shown; (f) you make no transfers, or other transactions for which we charge a fee during the period shown; (g) no tax charge applies; (h) the highest total annual portfolio operating expenses for any underlying Portfolio offered under the product applies; (i) the charge for each optional benefit is reflected as an additional charge equal to 0.60% per year of the average daily net assets of the
Sub-accounts for the Lifetime Five Income Benefit, 0.50% per year of the average daily net assets of the Sub-accounts for the Highest Daily Value Death Benefit, and 0.25% of the average daily net asset of the Sub-accounts for the Enhanced
Beneficiary Protection Death Benefit; and (j) the Credit applicable to your
Annuity is 6% of Purchase Payments. Amounts shown in the examples are rounded to the nearest dollar. The Credit we apply to Purchase Payments received after the first Annuity Year are less than 6% (see "How do I Receive Credits?").

The examples are illustrative only -- they should not be considered a representation of past or future expenses of the underlying mutual funds or their portfolios -- actual expenses will be less than those shown if you elect a different combination of optional benefits than indicated in the examples available or if you allocate account value to any other available sub-accounts.

Expense Examples are provided as follows: 1.) if you surrender the Annuity at the end of the stated time period; 2.) if you annuitize at the end of the stated
time period; and 3.) if you do not surrender your Annuity. A table of
Accumulation Values appears in Appendix A to this Prospectus.

                                          IF YOU ANNUITIZE AT THE END OF
                                          THE APPLICABLE TIME PERIOD:
IF YOU SURRENDER YOUR ANNUITY AT          (you may not annuitize in the first     IF YOU DO NOT SURRENDER
THE END OF THE APPLICABLE TIME PERIOD:    three (3) Annuity Years):               YOUR ANNUITY:
-------------------------------------------------------------------- -------------------------------------------------
1 YR      3 YRS     5 YRS     10 YRS      1 YR   3 YRS   5 YRS     10 YRS         1 YR    3 YRS     5 YRS     10 YRS
$1,678    $3,191    $4,522    $7,384      N/A    N/A     $3,850    $7,192         $814    $2,375    $3,850    $7,192

                                       13

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

INVESTMENT OPTIONS

WHAT ARE THE INVESTMENT OBJECTIVES AND POLICIES OF THE PORTFOLIOS?

Each variable investment option is a Sub-account of American Skandia Life
Assurance Corporation Variable Account B (see "What are Separate Accounts" for
more detailed information). Each Sub-account invests exclusively in one
Portfolio. You should carefully read the prospectus for any Portfolio in which you are interested. The following chart classifies each of the Portfolios based on our assessment of their investment style (as of the date of this Prospectus).
The chart also provides a description of each Portfolio's investment objective
(in italics) and a short, summary description of their key policies to assist you in determining which Portfolios may be of interest to you. There is no guarantee that any underlying Portfolio will meet its investment objective.

The name of the advisor/sub-advisor for each Portfolio appears next to the description. Those Portfolios whose name includes the prefix "AST" are
Portfolios of American Skandia Trust. The investment managers for AST are
American Skandia Investment Services, Incorporated, a Prudential Financial
Company, and Prudential Investments LLC, affiliated companies of American
Skandia. However, a sub-advisor, as noted below, is engaged to conduct day-to-day management.

The Portfolios are not publicly traded mutual funds. They are only available as investment options in variable annuity contracts and variable life insurance policies issued by insurance companies, or in some cases, to participants in certain qualified retirement plans. However, some of the Portfolios available as
Sub-accounts under the Annuity are managed by the same portfolio advisor or sub-advisor as a retail mutual fund of the same or similar name that the
Portfolio may have been modeled after at its inception. Certain retail mutual funds may also have been modeled after a Portfolio. While the investment objective and policies of the retail mutual funds and the Portfolios may be substantially similar, the actual investments will differ to varying degrees.
Differences in the performance of the funds can be expected, and in some cases could be substantial. You should not compare the performance of a publicly traded mutual fund with the performance of any similarly named Portfolio offered as a Sub-account. Details about the investment objectives, policies, risks, costs and management of the Portfolios are found in the prospectuses for the underlying mutual funds. The current prospectus and statement of additional information for the underlying Portfolios can be obtained by calling
1-800-680-8920.

Effective May 1, 2004, the SP William Blair International Growth Portfolio
(formerly the SP Jennison International Growth Portfolio) is no longer offered as a Sub-account under the Annuity, except as follows: if at any time prior to
May 1, 2004 you had any portion of your Account Value allocated to the SP
William Blair International Growth Sub-account, you may continue to allocate
Account Value and make transfers into and/or out of the SP William Blair
International Growth Sub-account, including any bank drafting, dollar cost averaging, asset allocation and rebalancing programs. If you never had a portion of your Account Value allocated to the SP William Blair International Growth
Sub-account prior to May 1, 2004 or if you purchase your Annuity on or after May
1, 2004, you cannot allocate Account Value to the SP William Blair International
Growth Sub-account.

This Sub-account may be offered to new Owners at some future date; however, at the present time, there is no intention to do so. We also reserve the right to offer or close this Sub-account to all Owners that owned the Annuity prior to the close date.

                                       14

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

-------------------------------------------------------------------------------------------------------------------
                                                                                                      PORTFOLIO
    STYLE/                                                                                             ADVISOR/
     TYPE                                 INVESTMENT OBJECTIVES/POLICIES                             SUB-ADVISOR
-------------------------------------------------------------------------------------------------------------------
International     AST JPMorgan International Equity: seeks long-term capital growth by             J.P. Morgan
Equity            investing in a diversified portfolio of international equity securities. The     Fleming Asset
                  Portfolio seeks to meet its objective by investing, under                        Management
                  normal market  conditions, at least 80% of its
                  assets in a diversified portfolio of equity securities of
                  companies located or operating in developed non-U.S.
                  countries and emerging markets of the world.
-------------------------------------------------------------------------------------------------------------------
International     AST William Blair International Growth: Seeks long-term capital                  William Blair &
Equity            appreciation. The Portfolio invests primarily in stocks of large and             Company, L.L.C.
                  medium-sized companies located in countries included in the Morgan
                  Stanley Capital International All Country World Ex-U.S. Index.
-------------------------------------------------------------------------------------------------------------------
International     AST LSV International Value (formerly AST DeAM International Equity):            LSV Asset
Equity            seeks capital growth. The Portfolio pursues its objective by primarily           Management
                  investing at least 80% of the value of its assets in the equity securities of companies in developed non-U.S. countries that are represented in the
                  MSCI EAFE Index.
-------------------------------------------------------------------------------------------------------------------
International     AST MFS Global Equity: seeks capital growth. Under normal                        Massachusetts
Equity            circumstances the Portfolio invests at least 80% of its assets in equity         Financial Services
                  securities of U.S. and foreign issuers (including issuers in developing          Company
                  countries). The Portfolio generally seeks to purchase securities of companies with relatively large market capitalizations relative to the market in which they are traded.
-------------------------------------------------------------------------------------------------------------------
Small Cap         AST Small-Cap Growth (formerly AST State Street Research Small-                  Eagle Asset
Growth            Cap Growth): seeks long-term capital growth. The Portfolio pursues               Management,
                  its objective by primarily investing in the common stocks of small-              Neuberger Berman
                  capitalization companies.                                                        Management, Inc.
-------------------------------------------------------------------------------------------------------------------
Small Cap         AST DeAM Small-Cap Growth: seeks maximum growth of investors'                    Deutsche Asset
Growth            capital from a portfolio of growth stocks of smaller companies. The              Management, Inc.
                  Portfolio pursues its objective, under normal circumstances, by primarily investing at least 80% of its total assets in the equity securities of small-sized companies included in the Russell 2000 Growth(TM) Index.
-------------------------------------------------------------------------------------------------------------------
Small Cap         AST Federated Aggressive Growth: seeks capital growth. The Portfolio             Federated Equity
Growth            pursues its investment objective by investing primarily in the stocks of         Management
                  small companies that are traded on national security exchanges, the              Company of
                  NASDAQ stock exchange and the over-the-counter market.                           Pennsylvania/
                                                                                                   Federated Global
                                                                                                   Investment
                                                                                                   Management Corp.
-------------------------------------------------------------------------------------------------------------------
Small Cap         AST Small-Cap Value (formerly AST Gabelli Small-Cap Value): seeks to             Integrity Asset
Value             provide long-term capital growth by investing primarily in small-                Management, Lee
                  capitalization stocks that appear to be undervalued. The Portfolio will          Munder Capital
                  have a non-fundamental policy to invest, under normal circumstances, at          Group, J.P. Morgan
                  least 80% of the value of its assets in small capitalization companies.          Fleming Asset
                                                                                                   Management
-------------------------------------------------------------------------------------------------------------------

                                       15

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Investment Options continued

---------------------------------------------------------------------------------------------------------------------
                                                                                                       PORTFOLIO
    STYLE/                                                                                              ADVISOR/
     TYPE                                 INVESTMENT OBJECTIVES/POLICIES                               SUB-ADVISOR
---------------------------------------------------------------------------------------------------------------------
Small Cap         AST DeAM Small-Cap Value: seeks maximum growth of investors' capital.            Deutsche Asset
Value             The Portfolio pursues its objective under normal market conditions, by           Management, Inc.
                  primarily investing at least 80% of its total assets in the equity securities of small-sized companies included in the
                  Russell 2000(TM) Value Index.
---------------------------------------------------------------------------------------------------------------------
Mid Cap           AST Goldman Sachs Mid-Cap Growth: seeks long-term capital growth.                Goldman Sachs
Growth            The Portfolio pursues its investment objective by investing primarily in         Asset Management,
                  equity securities selected for their growth potential, and normally invests      L.P.
                  at least 80% of the value of its assets in medium capitalization companies.
---------------------------------------------------------------------------------------------------------------------
Mid Cap           AST Neuberger Berman Mid-Cap Growth: seeks capital growth. Under                 Neuberger Berman
Growth            normal market conditions, the Portfolio primarily invests at least 80%           Management Inc.
                  of its net assets in the common stocks of mid-cap companies.
                  The Sub- advisor looks for fast-growing companies that are in new or rapidly evolving industries.
---------------------------------------------------------------------------------------------------------------------
Mid               AST Neuberger Berman Mid-Cap Value: seeks capital growth.                        Neuberger Berman
Cap Value         Under normal market conditions, the Portfolio primarily                          Management Inc.
                  invests at least 80% of its net assets in the common stocks of mid-cap companies. Under the Portfolio's value-oriented investment approach, the Sub-advisor looks for well-managed companies whose stock prices are undervalued and that may
                  rise before other investors realize their worth.
---------------------------------------------------------------------------------------------------------------------
Specialty         AST Alger All-Cap Growth: seeks long-term capital growth. The Portfolio          Fred Alger
                  invests primarily in equity securities, such as common or preferred stocks       Management, Inc.
                  that are listed on U.S. exchanges or in the over-the-counter market. The
                  Portfolio may invest in the equity securities of companies of all sizes, and may emphasize either larger or smaller companies at a given time based on the Sub-advisor's assessment of particular companies and market conditions.
---------------------------------------------------------------------------------------------------------------------
Specialty         AST Gabelli All-Cap Value: seeks capital growth. The Portfolio                   GAMCO Investors,
                  pursues its objective by investing primarily in readily                          Inc.
                  marketable equity securities including common stocks,
                  preferred stocks and securities that may be converted at a later time into common stock. The Portfolio may invest in
                  the securities of companies of all sizes, and may emphasize either larger or smaller companies at a given time based on the Sub-advisor's assessment of particular companies and
                  market conditions.
---------------------------------------------------------------------------------------------------------------------
Specialty         AST T. Rowe Price Natural Resources: seeks long-term capital growth              T. Rowe Price
                  primarily through the common stocks of companies that own or develop             Associates, Inc.
                  natural resources (such as energy products, precious metals and forest products) and other basic commodities. The Portfolio normally invests primarily (at least 80% of its total assets) in the common stocks of natural resource companies whose earnings and tangible assets could benefit from accelerating inflation.
---------------------------------------------------------------------------------------------------------------------

                                       16

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

----------------------------------------------------------------------------------------------------------------------
                                                                                                       PORTFOLIO
  STYLE/                                                                                                ADVISOR/
   TYPE                                 INVESTMENT OBJECTIVES/POLICIES                                SUB-ADVISOR
----------------------------------------------------------------------------------------------------------------------
Large Cap     AST AllianceBernstein Large-Cap Growth (formerly AST Alliance Growth):              Alliance Capital
Growth        seeks long-term capital growth. The Portfolio invests at least 80% of its           Management, L.P.
              total assets in the equity securities of a limited number of large, carefully selected, high-quality U.S. companies that are judged likely to achieve superior earnings growth.
----------------------------------------------------------------------------------------------------------------------
Large Cap     AST MFS Growth: seeks long-term capital growth and future income.                   Massachusetts
Growth        Under normal market conditions, the Portfolio invests at least 80% of its           Financial Services
              total assets in common stocks and related securities, such as                       Company
              preferred stocks, convertible securities and depositary
              receipts, of companies that the Sub-advisor believes offer better than average prospects for long- term growth.
----------------------------------------------------------------------------------------------------------------------
Large Cap     AST Marsico Capital Growth: seeks capital growth. Income realization is             Marsico Capital
Growth        not an investment objective and any income realized on the Portfolio's              Management, LLC
              investments, therefore, will be incidental to the Portfolio's objective. The Portfolio will pursue its objective by investing primarily in common stocks of larger, more established companies.
----------------------------------------------------------------------------------------------------------------------
Large Cap     AST Goldman Sachs Concentrated Growth: seeks growth of capital in a                 Goldman Sachs
Growth        manner consistent with the preservation of capital. Realization of income           Asset Management,
              is not a significant investment consideration and any income                        L.P.
              realized on  the Portfolio's investments, therefore, will be incidental to the Portfolio's objective. The Portfolio will pursue its objective by investing primarily in equity securities of companies that the Sub-advisor believes have potential to achieve capital appreciation over the long-term.
----------------------------------------------------------------------------------------------------------------------
Large Cap     AST DeAM Large-Cap Value: seeks maximum growth of capital by                        Deutsche Asset
Value         investing primarily in the value stocks of larger companies. The Portfolio          Management, Inc.
              pursues its objective, under normal market conditions, by
              primarily investing at least 80% of the value of its assets in the equity securities of large-sized companies included in the
              Russell 1000(TM) Value Index.
---------------------------------------------------------------------------------------------------------------------
Large Cap     AST AllianceBernstein Growth + Value: seeks capital growth by investing             Alliance Capital
Blend         approximately 50% of its assets in growth stocks of large companies and             Management, L.P.
              approximately 50% of its assets in value stocks of large companies. The
              Portfolio will invest primarily in common stocks of large U.S. companies included in the Russell 1000(TM) Index.
----------------------------------------------------------------------------------------------------------------------
Large Cap     AST AllianceBernstein Core Value (formerly AST Sanford Bernstein Core               Alliance Capital
Value         Value): seeks long-term capital growth by investing primarily in common             Management, L.P.
              stocks. The Sub-advisor expects that the majority of the
              Portfolio's assets will be invested in the common stocks of large companies that appear to be undervalued.
----------------------------------------------------------------------------------------------------------------------
Specialty     AST Cohen & Steers Realty: seeks to maximize total return through                   Cohen & Steers
              investment in real estate securities. The Portfolio pursues its investment          Capital
              objective by investing, under normal circumstances, at least 80% of its             Management, Inc.
              net assets in securities of real estate issuers.
----------------------------------------------------------------------------------------------------------------------

                                       17

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Investment Options continued

----------------------------------------------------------------------------------------------------------------------
                                                                                                    PORTFOLIO
   STYLE/                                                                                            ADVISOR/
    TYPE                                INVESTMENT OBJECTIVES/POLICIES                             SUB-ADVISOR
----------------------------------------------------------------------------------------------------------------------
Large Cap       AST AllianceBernstein Managed Index 500 (formerly AST Sanford                   Alliance Capital
Blend           Bernstein Managed Index 500): seeks to outperform the S&P 500 through           Management, L.P.
                stock selection resulting in different weightings of common stocks relative to the index. The Portfolio will invest, under normal circumstances, at least 80% of its net assets in
                securities included in the Standard & Poor's 500 Composite
                Stock Price Index.
----------------------------------------------------------------------------------------------------------------------
Large Cap       AST American Century Income & Growth: seeks capital growth with                 American Century
Value           current income as a secondary objective. The Portfolio invests primarily        Investment
                in common stocks that offer potential for capital growth, and may,              Management, Inc.
                consistent with its investment objective, invest in stocks that offer potential for current income.
----------------------------------------------------------------------------------------------------------------------
Large Cap       AST AllianceBernstein Growth & Income: seeks long-term growth of                Alliance Capital
Value           capital and income while attempting to avoid excessive fluctuations in          Management, L.P.
                market value. The Portfolio normally will invest in common stocks (and securities convertible into common stocks).
----------------------------------------------------------------------------------------------------------------------
Large Cap       AST Hotchkis & Wiley Large-Cap Value: seeks current income and                  Hotchkis & Wiley
Value           long-term growth of income, as well as capital appreciation. The Portfolio      Capital
                invests, under normal circumstances, at least 80% of its net                    Management, LLC
                assets plus borrowings for investment purposes in common stocks of large cap
                U.S. companies that have a high cash dividend or payout yield relative to the market.
----------------------------------------------------------------------------------------------------------------------
Asset           AST Global Allocation (formerly AST DeAM Global Allocation): seeks to           Prudential
Allocation/     obtain the highest potential total return consistent with a specified level     Investments LLC
Balanced        of risk tolerance. The Portfolio seeks to achieve its investment objective by investing in several other AST Portfolios ("Underlying
                Portfolios"). The Portfolio intends its strategy of investing in combinations of Underlying Portfolios to result in
                investment diversification that an investor could otherwise achieve only by holding numerous investments.
----------------------------------------------------------------------------------------------------------------------
Asset           AST American Century Strategic Balanced: seeks capital growth and               American Century
Allocation/     current income. The Sub-advisor intends to maintain approximately 60%           Investment
Balanced        of the Portfolio's assets in equity securities and the remainder in bonds       Management, Inc.
                and other fixed income securities.
----------------------------------------------------------------------------------------------------------------------
Asset           AST T. Rowe Price Asset Allocation: seeks a high level of total return by       T. Rowe Price
Allocation/     investing primarily in a diversified portfolio of fixed income and equity       Associates, Inc.
Balanced        securities. The Portfolio normally invests approximately 60% of its total assets in equity securities and 40% in fixed income securities. This mix may vary depending on the Sub-advisor's outlook for the markets.
----------------------------------------------------------------------------------------------------------------------

                                       18

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

----------------------------------------------------------------------------------------------------------------------
                                                                                                          PORTFOLIO
    STYLE/                                                                                                ADVISOR/
     TYPE                                 INVESTMENT OBJECTIVES/POLICIES                                 SUB-ADVISOR
----------------------------------------------------------------------------------------------------------------------
Fixed Income      AST T. Rowe Price Global Bond: seeks to provide high current income              T. Rowe Price
                  and capital growth by investing in high quality foreign and U.S. dollar-         International, Inc.
                  denominated bonds. The Portfolio will invest at least 80% of its total assets in fixed income securities, including high quality bonds issued or guaranteed by U.S. or foreign governments or their agencies and by foreign authorities, provinces and municipalities as well as investment grade corporate bonds and mortgage and asset-backed securities of U.S.
                  and foreign issuers.
----------------------------------------------------------------------------------------------------------------------
Fixed Income      AST Goldman Sachs High Yield: seeks a high level of current income and may       Goldman Sachs
                  also consider the potential for capital appreciation. The Portfolio              Asset Management,
                  invests, under normal circumstances, at least 80% of its net assets plus         L.P.
                  any borrowings for investment purposes (measured at time of purchase)
                  ("Net Assets") in high-yield, fixed-income securities that, at the time of purchase, are non-investment grade securities.
----------------------------------------------------------------------------------------------------------------------
Fixed Income      AST Lord Abbett Bond-Debenture: seeks high current income and                    Lord, Abbett & Co.
                  the opportunity for capital appreciation to produce a high                       LLC
                  total return. To  pursue its objective, the Portfolio will invest, under normal circumstances, at least 80% of the value of its assets in fixed income securities and normally invests primarily in high yield and investment grade debt securities, securities convertible into common stock and preferred stocks.
----------------------------------------------------------------------------------------------------------------------
Fixed Income      AST PIMCO Total Return Bond: seeks to maximize total return                      Pacific Investment
                  consistent with preservation of capital and prudent investment                   Management
                  management. The Portfolio will invest in a diversified portfolio of              Company LLC
                  fixed-income securities of varying maturities. The average                       (PIMCO)
                  portfolio duration of the Portfolio generally will vary within a three- to six-year time frame based on the Sub-advisor's forecast for interest rates.
----------------------------------------------------------------------------------------------------------------------
Fixed Income      AST PIMCO Limited Maturity Bond: seeks to maximize total return                  Pacific Investment
                  consistent with preservation of capital and prudent investment                   Management
                  management. The Portfolio will invest in a diversified portfolio                 Company LLC
                  of fixed-income securities of varying maturities. The average                    (PIMCO)
                  portfolio duration of the Portfolio generally will vary within a one- to three-year time frame based on the Sub-advisor's forecast for interest rates.
----------------------------------------------------------------------------------------------------------------------
Fixed Income      AST Money Market: seeks high current income while maintaining high               Wells Capital
                  levels of liquidity. The Portfolio attempts to accomplish its objective by       Management, Inc.
                  maintaining a dollar-weighted average maturity of not more than 90 days and by investing in securities which have effective maturities of not more than 397 days.
----------------------------------------------------------------------------------------------------------------------
International     GVIT Developing Markets: seeks long-term capital appreciation, under             Gartmore Global
Equity            normal conditions by investing at least 80% of its total assets in stocks of     Asset Management
                  companies of any size based in the world's developing economies.                 Trust/Gartmore
                  Under normal market conditions, investments are maintained in at                 Global Partners
                  least six countries at all times and no more than 35% of total assets in any single one of them.
----------------------------------------------------------------------------------------------------------------------

                                       19

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----------------------------------------------------------------------------------------------------------------------
                                                                                                          PORTFOLIO
    STYLE/                                                                                                ADVISOR/
     TYPE                                  INVESTMENT OBJECTIVES/POLICIES                                SUB-ADVISOR
----------------------------------------------------------------------------------------------------------------------
Large Cap         Advantage C&B Large Cap Value Fund (formerly Equity Value): Seeks                  Wells Fargo Funds
Value             maximum long-term total return, consistent with minimizing risk to                 Management, LLC
                  principal. The Portfolio will principally invest in large-capitalization securities, which the Sub-advisor defines as securities of companies with market capitalizations of $1 billion or more.
----------------------------------------------------------------------------------------------------------------------
Large Cap         Advantage Equity Income Fund (formerly Equity Income): Seeks long-term             Wells Fargo Funds
Value             capital appreciation and above-average dividend income. The Portfolio              Management, LLC
                  invests in the common stocks of large U.S. companies with strong return potential and above-average dividend income. The Portfolio invests principally in securities of companies with market capitalizations of $3 billion or more.
----------------------------------------------------------------------------------------------------------------------
International     Advantage International Core Fund (formerly International Equity): Seeks           Wells Fargo Funds
Equity            long-term capital appreciation. The Portfolio will principally invest in           Management, LLC
                  non-U.S. securities. The Portfolio will focus on companies with strong growth potential that offer good relative values.
----------------------------------------------------------------------------------------------------------------------
Small Cap         Advantage Small Cap Growth Fund (formerly Small Cap Growth): Seeks                 Wells Fargo Funds
Growth            long-term capital appreciation. The Portfolio focuses on companies that            Management, LLC
                  the Sub-advisor believes have above-average growth potential, or that may be involved in new or innovative products, services and processes.
----------------------------------------------------------------------------------------------------------------------
Large Cap         Advantage Large Company Core Fund (formerly Growth): Seeks total                   Wells Fargo Funds
Blend             return comprised of long-term capital appreciation and current income.             Management, LLC
                  The Portfolio will invest at least 80% of the Fund's assets in securities of large-capitalization companies, which are defined as those with market capitalizations of $3 billion or more.
----------------------------------------------------------------------------------------------------------------------
Large Cap         Advantage Large Company Growth Fund (formerly Large Company                        Wells Fargo Funds
Growth            Growth): Seeks long-term capital appreciation. The Portfolio invests in the        Management, LLC
                  common stocks of large U.S. companies that the Sub-advisor believes have superior growth potential. The Portfolio invests principally in securities of companies with market capitalizations of $3 billion or more.
----------------------------------------------------------------------------------------------------------------------
Asset             Advantage Asset Allocation Fund (formerly Asset Allocation): Seeks                 Wells Fargo Funds
Allocation/       long-term total return, consistent with reasonable risk. The Portfolio             Management, LLC
Balanced          invests in equity and fixed-income securities in varying proportions, with an emphasis on equity securities. The Portfolio does not select individual securities for investment, rather, it buys substantially all of the securities of various indexes to replicate such indexes.
----------------------------------------------------------------------------------------------------------------------
Fixed Income      Advantage Total Return Bond Fund (formerly Total Return Bond): Seeks               Wells Fargo Funds
                  total return consisting of income and capital appreciation. The Portfolio          Management, LLC
                  invests principally in investment-grade debt securities, which include U.S.
                  Government obligations, corporate bonds, mortgage- and other asset-
                  backed securities and money market instruments. Under normal circumstances, the Portfolio is expected to maintain an overall effective duration between 4 and 5.5 years.
----------------------------------------------------------------------------------------------------------------------

                                       20

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

----------------------------------------------------------------------------------------------------------------------
                                                                                                        PORTFOLIO
    STYLE/                                                                                              ADVISOR/
     TYPE                                  INVESTMENT OBJECTIVES/POLICIES                              SUB-ADVISOR
----------------------------------------------------------------------------------------------------------------------
Mid Cap           AIM Variable Insurance Funds -- AIM V.I. Dynamics Fund -- Series I                A I M Advisors,
Growth            shares (formerly an INVESCO fund): seeks long-term capital growth. The            Inc.
                  Portfolio pursues its objective by normally investing at least 65% of its assets in common stocks of mid-sized companies that are included in the
                  Russell Midcap Growth(TM) Index at the time of purchase.
----------------------------------------------------------------------------------------------------------------------
Specialty         AIM Variable Insurance Funds -- AIM V.I. Technology Fund -- Series I              A I M Advisors,
                  shares (formerly an INVESCO fund): seeks capital growth. The Portfolio            Inc.
                  normally invests at least 80% of its net assets in the equity securities and equity-related instruments of companies engaged in technology-related industries. These include, but are not limited to, various applied technologies, hardware, software, semiconductors, telecommunications equipment and services and service-related companies in information technology.
----------------------------------------------------------------------------------------------------------------------
Specialty         AIM Variable Insurance Funds -- AIM V.I. Health Sciences Fund --                  A I M Advisors,
                  Series I shares (formerly an INVESCO fund) (Effective July 1, 2005, AIM           Inc.
                  V.I. Health Sciences Fund will be renamed AIM V.I. Global Health Care
                  Fund): seeks capital growth. The Portfolio normally invests at least 80% of its net assets in the equity securities and equity-related instruments of companies related to health care.
----------------------------------------------------------------------------------------------------------------------
Specialty         AIM Variable Insurance Funds -- AIM V.I. Financial Services Fund --               A I M Advisors,
                  Series I shares (formerly an INVESCO fund): seeks capital growth. The             Inc.
                  Portfolio normally invests at least 80% of its net assets in the equity securities and equity-related instruments of companies involved in the financial services sector. These companies include, but are not limited to, banks, insurance companies, investment and miscellaneous industries, and suppliers to financial services companies.
----------------------------------------------------------------------------------------------------------------------
International     Evergreen VA International Equity (formerly Evergreen VA International            Evergreen
Equity            Growth): seeks long-term capital growth and secondarily, modest income.           Investment
                  The Portfolio normally invests 80% of its assets in equity securities             Management
                  issued  by established, quality, non-U.S. companies located in countries          Company, LLC
                  with developed markets and may purchase across all market capitalizations.
                  The Portfolio normally invests at least 65% of its assets in securities of companies in at least three different countries (other than the U.S.).
----------------------------------------------------------------------------------------------------------------------
Small Cap         Evergreen VA Growth (formerly Evergreen VA Special Equity): seeks                 Evergreen
Growth            long-term capital growth. The Portfolio invests at least 75% of its assets        Investment
                  in common stocks of small- and medium-sized companies (i.e., companies            Management
                  whose market capitalizations fall within the range of the Russell 2000(TM)        Company, LLC
                  Growth Index, at the time of purchase).
----------------------------------------------------------------------------------------------------------------------
Specialty         Evergreen VA Omega: seeks long-term capital growth. The Portfolio                 Evergreen
                  invests primarily, and under normal conditions, substantially all of its          Investment
                  assets in common stocks and securities convertible into common stocks             Management
                  of U.S. companies across all market capitalizations.                              Company, LLC
----------------------------------------------------------------------------------------------------------------------

                                       21

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----------------------------------------------------------------------------------------------------------------------
                                                                                                    PORTFOLIO
    STYLE/                                                                                           ADVISOR/
     TYPE                                INVESTMENT OBJECTIVES/POLICIES                            SUB-ADVISOR
----------------------------------------------------------------------------------------------------------------------
International     ProFund VP Europe 30: seeks daily investment results, before fees and         ProFund Advisors
Equity            expenses, that correspond to the daily performance of the ProFunds            LLC
                  Europe 30 Index. The ProFunds Europe 30 Index, created by ProFund
                  Advisors, is composed of 30 companies whose principal offices are located in Europe and whose securities are traded on U.S. exchanges or on the
                  NASDAQ as depositary receipts or ordinary shares.
----------------------------------------------------------------------------------------------------------------------
Specialty         ProFund VP Asia 30: seeks daily investment results, before                    ProFund Advisors
                  fees and expenses, that correspond to the daily performance                   LLC
                  of the ProFunds Asia 30 Index. The ProFunds Asia 30 Index, created by ProFund Advisors, is composed of 30 companies whose principal offices are located in the Asia/Pacific region, excluding Japan, and whose securities are traded on U.S. exchanges or on the NASDAQ as depository receipts or ordinary shares.
----------------------------------------------------------------------------------------------------------------------
Specialty         ProFund VP Japan: seeks daily investment results, before fees                 ProFund Advisors
                  and expenses, that correspond to the daily performance of the                 LLC
                  Nikkei 225 Stock Average. Since the Japanese markets are not open when ProFund VP Japan values its shares, ProFund VP Japan determines its success in meeting this investment objective by comparing its daily return on a given day with the daily performance of related futures contracts traded in the United States related to the
                  Nikkei 225 Stock Average.
----------------------------------------------------------------------------------------------------------------------
Specialty         ProFund VP Banks: seeks daily investment results, before fees and             ProFund Advisors
                  expenses, that correspond to the daily performance of the Dow Jones           LLC
                  U.S. Banks Index. The Dow Jones U.S. Banks Index measures the performance of the banking industry portion of the U.S. equity market.
----------------------------------------------------------------------------------------------------------------------
Specialty         ProFund VP Basic Materials: seeks daily investment results, before fees       ProFund Advisors
                  and expenses, that correspond to the daily performance of the Dow             LLC
                  Jones U.S. Basic Materials Sector Index. The Dow Jones U.S. Basic
                  Materials Sector Index measures the performance of the basic materials economic sector of the U.S. equity market.
----------------------------------------------------------------------------------------------------------------------
Specialty         ProFund VP Biotechnology: seeks daily investment results, before fees         ProFund Advisors
                  and expenses, that correspond to the daily performance of the Dow             LLC
                  Jones U.S. Biotechnology Index. The Dow Jones U.S. Biotechnology
                  Index measures the performance of the biotechnology industry portion of the U.S. equity market.
----------------------------------------------------------------------------------------------------------------------
Specialty         ProFund VP Consumer Services (formerly ProFund VP Consumer Cyclical):         ProFund Advisors
                  seeks daily investment results, before fees and expenses, that correspond     LLC
                  to the daily performance of the Dow Jones U.S. Consumer Services
                  Index. The Dow Jones U.S. Consumer Services Index measures the performance of consumer spending in the services industry of the U.S.
                  equity market.
----------------------------------------------------------------------------------------------------------------------

                                       22

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

----------------------------------------------------------------------------------------------------------------------
                                                                                                 PORTFOLIO
  STYLE/                                                                                          ADVISOR/
   TYPE                              INVESTMENT OBJECTIVES/POLICIES                             SUB-ADVISOR
----------------------------------------------------------------------------------------------------------------------
Specialty     ProFund VP Consumer Goods (formerly ProFund VP Consumer Non-                   ProFund Advisors
              Cyclical): seeks daily investment results, before fees and expenses, that      LLC
              correspond to the daily performance of the Dow Jones U.S. Consumer
              Goods Index. The Dow Jones U.S. Consumer Goods Index measures the performance of consumer spending in the goods industry of the U.S.
              equity market.
----------------------------------------------------------------------------------------------------------------------
Specialty     ProFund VP Oil & Gas (formerly ProFund VP Energy): seeks daily                 ProFund Advisors
              investment results, before fees and expenses, that correspond to the           LLC
              daily performance of the Dow Jones U.S. Oil & Gas Index. The Dow
              Jones U.S. Oil & Gas Sector Index measures the performance of the energy sector of the U.S. equity market.
----------------------------------------------------------------------------------------------------------------------
Specialty     ProFund VP Financials (formerly ProFund VP Financial): seeks daily             ProFund Advisors
              investment results, before fees and expenses, that correspond to the           LLC
              daily performance of the Dow Jones U.S. Financials Sector Index. The
              Dow Jones U.S. Financials Sector Index measures the performance of the financial services economic sector of the U.S. equity market.
----------------------------------------------------------------------------------------------------------------------
Specialty     ProFund VP Health Care (formerly ProFund VP Healthcare): seeks daily           ProFund Advisors
              investment results, before fees and expenses, that correspond to the           LLC
              daily performance of the Dow Jones U.S. Health Care Index. The Dow
              Jones U.S. Health Care Index measures the performance of the healthcare economic sector of the U.S. equity market.
----------------------------------------------------------------------------------------------------------------------
Specialty     ProFund VP Industrials (formerly ProFund VP Industrial): seeks daily           ProFund Advisors
              investment results, before fees and expenses, that correspond to the daily     LLC
              performance of the Dow Jones U.S. Industrials Index. The Dow Jones U.S.
              Industrials Index measures the performance of the industrial economic sector of the U.S. equity market.
----------------------------------------------------------------------------------------------------------------------
Specialty     ProFund VP Internet: seeks daily investment results, before fees and           ProFund Advisors
              expenses, that correspond to the daily performance of the Dow Jones            LLC
              Composite Internet Index. The Dow Jones Composite Internet Index
              measures the performance of stocks in the U.S. equity markets that generate the majority of their revenues from the Internet.
----------------------------------------------------------------------------------------------------------------------
Specialty     ProFund VP Pharmaceuticals: seeks daily investment results, before fees        ProFund Advisors
              and expenses, that correspond to the daily performance of the Dow              LLC
              Jones U.S. Pharmaceuticals Index. The Dow Jones U.S. Pharmaceuticals
              Index measures the performance of the pharmaceuticals industry portion of the U.S. equity market.
----------------------------------------------------------------------------------------------------------------------
Specialty     ProFund VP Precious Metals: seeks daily investment results, before             ProFund Advisors
              fees and expenses, that correspond to the daily performance of the Dow         LLC
              Jones Precious Metals Index. The Dow Jones Precious Metals Index measures the performance of the precious metals mining industry.
----------------------------------------------------------------------------------------------------------------------

                                       23

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

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----------------------------------------------------------------------------------------------------------------------
                                                                                                  PORTFOLIO
  STYLE/                                                                                           ADVISOR/
   TYPE                               INVESTMENT OBJECTIVES/POLICIES                             SUB-ADVISOR
----------------------------------------------------------------------------------------------------------------------
Specialty     ProFund VP Real Estate: seeks daily investment results, before fees             ProFund Advisors
              and expenses, that correspond to the daily performance of the Dow               LLC
              Jones U.S. Real Estate Index. The Dow Jones U.S. Real Estate Index
              measures the performance of the real estate industry portion of the U.S.
              equity market.
----------------------------------------------------------------------------------------------------------------------
Specialty     ProFund VP Semiconductor: seeks daily investment results, before fees           ProFund Advisors
              and expenses, that correspond to the daily performance of the Dow               LLC
              Jones U.S. Semiconductor Index. The Dow Jones U.S. Semiconductor
              Index measures the performance of the semiconductor industry portion of the U.S. equity market.
----------------------------------------------------------------------------------------------------------------------
Specialty     ProFund VP Technology: seeks daily investment results, before fees and          ProFund Advisors
              expenses, that correspond to the daily performance of the Dow Jones             LLC
              U.S. Technology Sector Index. The Dow Jones U.S. Technology Sector
              Index measures the performance of the technology sector of the U.S.
              equity market.
----------------------------------------------------------------------------------------------------------------------
Specialty     ProFund VP Telecommunications: seeks daily investment results, before           ProFund Advisors
              fees and expenses, that correspond to the daily performance of the Dow          LLC
              Jones U.S. Telecommunications Sector Index. The Dow Jones U.S.
              Telecommunications Sector Index measures the performance of the telecommunications economic sector of the U.S. equity market.
----------------------------------------------------------------------------------------------------------------------
Specialty     ProFund VP Utilities: seeks daily investment results, before fees and           ProFund Advisors
              expenses, that correspond to the daily performance of the Dow Jones             LLC
              U.S. Utilities Sector Index. The Dow Jones U.S. Utilities Sector Index
              measures the performance of the utilities economic sector of the U.S.
              equity market.
----------------------------------------------------------------------------------------------------------------------
Specialty     ProFund VP Bull: seeks daily investment results, before fees and expenses,      ProFund Advisors
              that correspond to the daily performance of the S&P 500(TM) Index.              LLC
----------------------------------------------------------------------------------------------------------------------
Specialty     ProFund VP Bear: seeks daily investment results, before fees and                ProFund Advisors
              expenses, that correspond to the inverse (opposite) of the daily                LLC
              performance of the S&P 500(TM) Index. If ProFund VP Bear is successful in meeting its objective, its net asset value should gain approximately the same, on a percentage basis, as any decrease in the S&P 500(TM) Index when the Index declines on a given day. Conversely, its net asset value should lose approximately the same, on a percentage basis, as any increase in the Index when the Index rises on a given day.
----------------------------------------------------------------------------------------------------------------------

                                       24

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

----------------------------------------------------------------------------------------------------------------------
                                                                                                         PORTFOLIO
    STYLE/                                                                                                ADVISOR/
     TYPE                                  INVESTMENT OBJECTIVES/POLICIES                               SUB-ADVISOR
----------------------------------------------------------------------------------------------------------------------
Specialty         ProFund VP UltraBull: seeks daily investment results, before fees and              ProFund Advisors
                  expenses, that correspond to twice (200%) the daily performance of the             LLC
                  S&P 500(TM) Index. Prior to May 1, 2003, ProFund VP UltraBull was named
                  "ProFund VP Bull Plus" and sought daily investment results that corresponded to one and one-half times (150%) the daily performance of the S&P 500(TM) Index. If ProFund VP UltraBull is successful in meeting its objective, its net asset value should gain approximately twice as much, on a percentage basis, as the S&P 500(TM) Index when the Index rises on a given day. Conversely, its net asset value should lose approximately twice as much, on a percentage basis, as the Index when the Index declines on a given day.
----------------------------------------------------------------------------------------------------------------------
Specialty         ProFund VP OTC: seeks daily investment results, before fees and expenses,          ProFund Advisors
                  that correspond to the daily performance of the NASDAQ-100 Index(TM).              LLC
                  "OTC" in the name of ProFund VP OTC refers to securities that do not trade on a U.S. securities exchange registered under the Securities
                  Exchange Act of 1934.
----------------------------------------------------------------------------------------------------------------------
Specialty         ProFund VP Short OTC: seeks daily investment results, before fees                  ProFund Advisors
                  and expenses, that correspond to the inverse (opposite) of the daily               LLC
                  performance of the NASDAQ-100 Index(TM). If ProFund VP Short OTC is
                  successful in meeting its objective, its net asset value should gain approximately the same, on a percentage basis, as any decrease in the
                  NASDAQ-100 Index(TM) when the Index declines on a given day. Conversely, its net asset value should lose approximately the same, on a percentage basis, as any increase in the Index when the Index rises on a given day.
                  "OTC" in the name of ProFund VP Short OTC refers to securities that do not trade on a U.S. securities exchange registered under the Securities
                  Exchange Act of 1934.
----------------------------------------------------------------------------------------------------------------------
Specialty         ProFund VP UltraOTC: seeks daily investment results, before fees and               ProFund Advisors
                  expenses, that correspond to twice (200%) the daily performance of the             LLC
                  NASDAQ-100 Index(TM). If ProFund VP UltraOTC is successful in meeting its objective, its net asset value should gain approximately twice as much, on a percentage basis, as the NASDAQ-100 Index(TM) when the Index rises on a given day. Conversely, its net asset value should lose approximately twice as much, on a percentage basis, as the Index when the Index declines on a given day. "OTC" in the name of ProFund VP UltraOTC refers to securities that do not trade on a U.S. securities exchange registered under the Securities Exchange Act of 1934.
----------------------------------------------------------------------------------------------------------------------
Mid Cap Value     ProFund VP Mid-Cap Value: seeks daily investment results, before fees              ProFund Advisors
                  and expenses, that correspond to the daily performance of the S&P                  LLC
                  MidCap 400/Barra Value Index(TM). The S&P MidCap400/Barra Value Index(TM)
                  is a float adjusted market capitalization weighted index comprised of the stocks in the S&P MidCap 400 Index that have comparatively low price-
                  to-book ratios as determined before each semiannual rebalance date.
----------------------------------------------------------------------------------------------------------------------

                                       25

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

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----------------------------------------------------------------------------------------------------------------------
                                                                                                     PORTFOLIO
  STYLE/                                                                                              ADVISOR/
   TYPE                                INVESTMENT OBJECTIVES/POLICIES                               SUB-ADVISOR
----------------------------------------------------------------------------------------------------------------------
Mid Cap       ProFund VP Mid-Cap Growth: seeks daily investment results, before fees             ProFund Advisors
Growth        and expenses, that correspond to the daily performance of the S&P                  LLC
              MidCap 400/Barra Growth Index(TM). The S&P MidCap 400/Barra Growth Index(TM)
              is a float adjusted market capitalization weighted index comprised of the stocks in the S&P MidCap 400 Index(TM) that have comparatively high price-to-book ratios as determined before each semiannual rebalance date.
----------------------------------------------------------------------------------------------------------------------
Specialty     ProFund VP UltraMid-Cap: seeks daily investment results, before fees and           ProFund Advisors
              expenses, that correspond to twice (200%) the daily performance of the             LLC
              S&P MidCap 400 Index(TM). If ProFund VP UltraMid-Cap is successful in meeting its objective, its net asset value should gain approximately twice as much, on a percentage basis, as the S&P MidCap 400 Index(TM) when the Index rises on a given day. Conversely, its net asset value should lose approximately twice as much, on a percentage basis, as the Index when the Index declines on a given day.
----------------------------------------------------------------------------------------------------------------------
Small Cap     ProFund VP Small-Cap Value: seeks daily investment results, before fees            ProFund Advisors
Value         and expenses, that correspond to the daily performance of the S&P                  LLC
              SmallCap 600/Barra Value Index(TM). The S&P SmallCap 600/Barra Value Index(TM)
              is a float adjusted market capitalization weighted index comprised of the stocks in the S&P SmallCap 600/Barra Value Index(TM) that have comparatively low price-to-book ratios as determined before each semiannual rebalance date.
----------------------------------------------------------------------------------------------------------------------
Small Cap     ProFund VP Small-Cap Growth: seeks daily investment results, before                ProFund Advisors
Growth        fees and expenses, that correspond to the daily performance of the S&P             LLC
              SmallCap 600/Barra Growth Index(TM). The S&P SmallCap 600/Barra
              Growth Index(TM) is a float adjusted market capitalization weighted index comprised of the stocks in the S&P SmallCap
              600/Barra Growth Index(TM) that have comparatively high
              price-to-book ratios as determined before each semiannual
              rebalance date.
----------------------------------------------------------------------------------------------------------------------
Specialty     ProFund VP UltraSmall-Cap: seeks daily investment results, before fees             ProFund Advisors
              and expenses, that correspond to twice (200%) the daily performance of             LLC
              the Russell 2000(TM) Index. If ProFund VP UltraSmall-Cap is successful in meeting its objective, its net asset value should gain approximately twice as much, on a percentage basis, as the Russell 2000 Index(TM) when the
              Index rises on a given day. Conversely, its net asset value should lose approximately twice as much, on a percentage basis, as the Index when the Index declines on a given day.
----------------------------------------------------------------------------------------------------------------------

                                       26

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

----------------------------------------------------------------------------------------------------------------------
                                                                                                 PORTFOLIO
  STYLE/                                                                                          ADVISOR/
   TYPE                              INVESTMENT OBJECTIVES/POLICIES                             SUB-ADVISOR
----------------------------------------------------------------------------------------------------------------------
Specialty     ProFund VP U.S. Government Plus: seeks daily investment results, before        ProFund Advisors
              fees and expenses, that correspond to one and one-quarter times (125%)         LLC
              the daily price movement of the most recently issued 30-year U.S.
              Treasury bond ("Long Bond"). In accordance with its stated objective, the net asset value of ProFund VP U.S. Government Plus generally should decrease as interest rates rise. If ProFund VP U.S. Government Plus is successful in meeting its objective, its net asset value should gain approximately one and one-quarter times (125%) as much, on a percentage basis, as any daily increase in the price of the Long Bond on a given day. Conversely, its net asset value should lose approximately one and one-quarter as much, on a percentage basis, as any daily decrease in the price of the Long Bond on a given day.
----------------------------------------------------------------------------------------------------------------------
Specialty     ProFund VP Rising Rates Opportunity: seeks daily investment results,           ProFund Advisors
              before fees and expenses, that correspond to one and one-quarter times         LLC
              (125%) the inverse (opposite) of the daily price movement of the most recently issued 30-year U.S. Treasury bond ("Long Bond"). In accordance with its stated objective, the net asset value of ProFund VP Rising Rates
              Opportunity generally should decrease as interest rates fall. If ProFund
              VP Rising Rates Opportunity is successful in meeting its objective, its net asset value should gain approximately one and one-quarter times as much, on a percentage basis, as any daily decrease in the Long Bond on a given day. Conversely, its net asset value should lose approximately one and one-quarter times as much, on a percentage basis, as any daily increase in the Long Bond on a given day.
----------------------------------------------------------------------------------------------------------------------
Large Cap     ProFund VP Large-Cap Growth: seeks daily investment results, before            ProFund Advisors
Growth        fees and expenses, that correspond to the daily performance of the S&P         LLC
              500/Barra Growth Index(TM). The S&P 500/Barra Growth Index is a
              float adjusted market capitalization weighted index comprised of the stocks in the S&P 500 Index that have comparatively high price-to-book ratios as determined before each semiannual
              rebalance date.
----------------------------------------------------------------------------------------------------------------------
Large Cap     ProFund VP Large-Cap Value: seeks daily investment results, before fees        ProFund Advisors
Value         and expenses, that correspond to the daily performance of the S&P              LLC
              500/Barra Value Index(TM). The S&P 500/Barra Value Index is a
              float adjusted market capitalization weighted index comprised of the stocks in the S&P 500 Index that have comparatively low price-to-book ratios as determined before each semiannual
              rebalance date.
----------------------------------------------------------------------------------------------------------------------
Specialty     ProFund VP Short Small-Cap: seeks daily investment results, before fees        ProFund Advisors
              and expenses, that correspond to the inverse (opposite) of the daily           LLC
              performance of the Russell 2000(TM) Index. If ProFund VP Short Small-Cap
              is successful in meeting its objective, its net asset value should gain approximately the same amount, on a percentage basis, as any decrease in the Russell 2000 Index when the Index declines on a given day.
              Conversely, its net asset value should lose approximately the same amount, on a percentage basis, as any increase in the Index when the
              Index rises on a given day.
----------------------------------------------------------------------------------------------------------------------

                                       27

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

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----------------------------------------------------------------------------------------------------------------------
                                                                                                      PORTFOLIO
  STYLE/                                                                                               ADVISOR/
   TYPE                                INVESTMENT OBJECTIVES/POLICIES                                SUB-ADVISOR
----------------------------------------------------------------------------------------------------------------------
Specialty     ProFund VP Short Mid-Cap: seeks daily investment results, before fees             ProFund Advisors
              and expenses, that correspond to the inverse (opposite) of the daily              LLC
              performance of the S&P MidCap 400 Index(TM). If ProFund VP Short Mid-Cap
              is successful in meeting its objective, its net asset value should gain approximately the same amount, on a percentage basis, as any decrease in the S&P MidCap 400 Index when the Index declines on a given day.
              Conversely, its net asset value should lose approximately the same amount, on a percentage basis, as any increase in the Index when the
              Index rises on a given day.
----------------------------------------------------------------------------------------------------------------------
Specialty     Access VP High Yield: seeks to provide investment results that                    ProFund Advisors
              correspond generally to the total return of the high yield market                 LLC
              consistent with maintaining reasonable liquidity. The Access VP High
              Yield, created by ProFund Advisors, will achieve its high yield exposure primarily through CDSs but may invest in high yield debt instruments
              ("junk bonds"), Interest rate swap agreements and futures contracts, and other debt and money market instruments without limitation, consistent with applicable regulations. Under normal market conditions, the fund will invest at least 80% of its net assets in credit default swaps and other financial instruments that in combination have economic characteristics similar to the high yield debt market and/or in high yield debt securities.
              The fund seeks to maintain exposure to the high yield bond markets regardless of market conditions and without taking defensive positions.
----------------------------------------------------------------------------------------------------------------------
Specialty     First Trust(TM) 10 Uncommon Values: seeks to provide above-average capital        First Trust Advisors
              appreciation. The Portfolio seeks to achieve its objective by investing           L.P.
              primarily in the ten common stocks selected by the Investment Policy
              Committee of Lehman Brothers Inc. ("Lehman Brothers") with the assistance of the Research Department of Lehman Brothers which, in their opinion have the greatest potential for capital appreciation during the next year. The stocks included in the Portfolio are adjusted annually on or about July 1st in accordance with the selections of Lehman
              Brothers.
----------------------------------------------------------------------------------------------------------------------
Specialty     Target Managed VIP: seeks to provide above-average total return. The              First Trust Advisors
              Portfolio seeks to achieve its objective by investing in common stocks            L.P.
              of the most attractive companies that are identified by a model based on six uniquely specialized strategies -- The Dowsm DART 5, the European Target
              20, the Nasdaq(TM) Target 15, the S&P Target 24, the Target Small
              Cap and the Value Line(TM) Target 25.
----------------------------------------------------------------------------------------------------------------------
Specialty     The Dow(SM) DART 10: seeks to provide above-average total return. The             First Trust Advisors
              Portfolio seeks to achieve its objective by investing in common stocks            L.P.
              issued by companies that are expected to provide income and to have the potential for capital appreciation. The Portfolio invests primarily in the common stocks of the ten companies in the DJIA that have the highest combined dividend yields and buyback ratios on or about the applicable stock selection date.
----------------------------------------------------------------------------------------------------------------------

                                       28

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

----------------------------------------------------------------------------------------------------------------------
                                                                                                    PORTFOLIO
  STYLE/                                                                                             ADVISOR/
   TYPE                               INVESTMENT OBJECTIVES/POLICIES                               SUB-ADVISOR
----------------------------------------------------------------------------------------------------------------------
Specialty     Global Dividend Target 15 (formerly Global Target 15): seeks to provide         First Trust Advisors
              above-average total return. The Portfolio seeks to achieve its objective by     L.P.
              investing in common stocks issued by companies that are expected to provide income and to have the potential for capital appreciation. The
              Portfolio invests primarily in the common stocks of the companies which are components of the DJIA, the Financial Times Industrial Ordinary
              Share Index ("FT Index") and the Hang Seng Index. The Portfolio
              primarily consists of common stocks of the five companies with the lowest per share stock prices of the ten companies in each of the DJIA,
              FT Index and Hang Seng Index, respectively, that have the highest dividend yield in the respective index on or about the applicable stock selection date.
----------------------------------------------------------------------------------------------------------------------
Specialty     S&P(TM) Target 24: seeks to provide above-average total return. The             First Trust Advisors
              Portfolio seeks to achieve its objective by investing in common stocks          L.P.
              issued by companies that have the potential for capital appreciation. The
              Portfolio invests primarily in the common stocks of twenty-four companies selected from a subset of the stocks included in the Standard & Poor's
              500 Composite Stock Price Index(TM). The subset of stocks will be taken from each of the eight largest economic sectors of the S&P 500 Index(TM)
              based on the sector's market capitalization.
----------------------------------------------------------------------------------------------------------------------
Specialty     The Dow (SM) Target Dividend seeks to provide above-average total return.       First Trust Advisors
              The Portfolio seeks to achieve its objective by investing in common             L.P.
              stocks issued by companies that are expected to provide income and to have the potential for capital appreciation. The Portfolio invests primarily in the 20 common stocks from the Dow Jones Select Dividend Index (SM)
              with the best overall ranking on both the change in return on assets over the last 12 months and price-to-book ratio as of the close of business on or about the applicable stock selection date.
----------------------------------------------------------------------------------------------------------------------
Specialty     Value Line(TM) Target 25: seeks to provide above-average capital                First Trust Advisors
              appreciation. The Portfolio seeks to achieve its objective by investing         L.P.
              in 25 of the 100 common stocks that Value Line(TM) gives a #1 ranking for
              Timeliness[TM] which have recently exhibited certain positive financial attributes as of the close of business on the applicable stock selection date through a multi-step process.
----------------------------------------------------------------------------------------------------------------------
Specialty     Nasdaq(TM) Target 15: seeks to provide above-average total return. The          First Trust Advisors
              Portfolio seeks to achieve its objective by investing in common stocks          L.P.
              issued by companies that are expected to have the potential for capital appreciation. The Portfolio invests primarily in the common stocks of fifteen companies selected from a pre-screened subset of the stocks included in the Nasdaq-100 Index(TM) on or about the applicable stock selection date through a multi-step process.
----------------------------------------------------------------------------------------------------------------------

                                       29

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Investment Options continued

----------------------------------------------------------------------------------------------------------------------
                                                                                                     PORTFOLIO
    STYLE/                                                                                            ADVISOR/
     TYPE                                INVESTMENT OBJECTIVES/POLICIES                             SUB-ADVISOR
----------------------------------------------------------------------------------------------------------------------
International     The Prudential Series Fund, Inc. -- SP William Blair International             Prudential
Equity            Growth: Seeks long-term capital appreciation. The Portfolio invests            Investments LLC/
                  primarily in stocks of large and medium-sized companies                        William Blair &
                  located in countries included in the Morgan Stanley Capital                    Company, LLC
                  International All Country World Ex-U.S. Index. Under normal market conditions, the portfolio invests at least 80% of its net assets in equity securities. The Portfolio's assets normally will be allocated among not fewer than six different countries and will not concentrate investments in any particular industry.
----------------------------------------------------------------------------------------------------------------------

"Standard & Poor's(TM)," "S&P(TM)," "S&P 500(TM)," "Standard & Poor's 500," and
"500" are trademarks of the McGraw-Hill Companies, Inc. and have been licensed for use by American Skandia Investment Services, Incorporated. The Portfolio is
not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard &
Poor's makes no representation regarding the advisability of investing in the
Portfolio.

"Dow Jones Industrial Average(SM)", "DJIA(SM)", "Dow Industrials(SM)", "The
Dow(SM)", and "The Dow 10(SM)", are service marks of Dow Jones & Company, Inc.
("Dow Jones") and have been licensed for use for certain purposes by First Trust
Advisors L.P. ("First Trust"). The portfolios, including, and in particular the
Target Managed VIP portfolio and The Dow(SM) DART 10 portfolio, are not endorsed, sold or promoted by Dow Jones, and Dow Jones makes no representation regarding the advisability of investing in such products.

"Standard & Poor's," "S&P," "S&P 500," "Standard & Poor's 500," and "500" are
trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by
First Trust on behalf of the S&P Target 24 Portfolio and the Target Managed VIP
Portfolio. The Portfolios are not sponsored, endorsed, managed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of investing in the Portfolio.

"The Nasdaq 100(TM)", "Nasdaq-100 Index(TM)", "Nasdaq Stock Market(TM)", and
"Nasdaq(TM)" are trade or service marks of The Nasdaq Stock Market, Inc. (which with its affiliates are the "Corporations") and have been licensed for use by
First Trust. The Nasdaq Target 15 Portfolio and Target Managed VIP Portfolio
have not been passed on by the Corporations as to its legality or suitability.
The Nasdaq Target 15 Portfolio and Target Managed VIP Portfolio are not issued, endorsed, sponsored, managed, sold or promoted by the Corporations. The
Corporations make no warranties and bear no liability with respect to the Nasdaq
Target 15 Portfolio or the Target Managed VIP Portfolio.

"Value Line(TM)," "The Value Line Investment Survey," and "Value Line
Timeliness(TM) Ranking System" are registered trademarks of Value Line
Securities, Inc. or Value Line Publishing, Inc. The Target Managed VIP(TM)
Portfolio is not sponsored, recommended, sold or promoted by Value Line
Publishing, Inc., Value Line, Inc. or Value Line Securities, Inc. ("Value
Line"). Value Line makes no representation regarding the advisability of investing in the Portfolio.

The First Trust(TM) 10 Uncommon Values portfolio is not sponsored or created by
Lehman Brothers, Inc. ("Lehman Brothers"). Lehman Brothers' only relationship to
First Trust is the licensing of certain trademarks and trade names of Lehman
Brothers and of the "10 Uncommon Values" which is determined, composed and calculated by Lehman Brothers without regard to First Trust or the First
Trust(TM) 10 Uncommon Values portfolio.

Dow Jones has no relationship to the ProFunds VP, other than the licensing of the Dow Jones sector indices and its service marks for use in connection with the ProFunds VP. The ProFunds VP are not sponsored, endorsed, sold, or promoted by Standard & Poor's or NASDAQ, and neither Standard & Poor's nor NASDAQ makes any representations regarding the advisability of investing in the ProFunds VP.

WHAT ARE THE FIXED ALLOCATIONS?

We offer fixed Allocations of different durations during the accumulation period. These "Fixed Allocations" earn a guaranteed fixed rate of interest for a specified period of time, called the "Guarantee Period." In most states, we offer Fixed Allocations with Guarantee Periods from 1 to 10 years. We may also offer special purpose Fixed Allocations for use with certain optional investment programs. We guarantee the fixed rate for the entire Guarantee Period. However, if you withdraw or transfer Account Value before the end of the Guarantee
Period, we will adjust the value of your withdrawal or transfer based on a formula, called a "Market Value Adjustment." The Market Value Adjustment can
either be positive or negative, depending on the rates that are currently being credited on Fixed Allocations. Please refer to the section entitled "How does the Market Value Adjustment Work?" for a description of the formula along with examples of how it is calculated. You may allocate Account Value to more than one Fixed Allocation at a time.

Fixed Allocations may not be available in all states. Availability of Fixed
Allocations is subject to change and may differ by state and by the annuity product you purchase. Please call American Skandia at 1-800-680-8920 to determine availability of Fixed Allocations in your state and for your annuity product.

                                       30

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

FEES AND CHARGES

The charges under the contracts are designed to cover, in the aggregate, our direct and indirect costs of selling, administering and providing benefits under the contracts. They are also designed, in the aggregate, to compensate us for the risks of loss we assume pursuant to the contracts. If, as we expect, the charges that we collect from the contracts exceed our total costs in connection with the contracts, we will earn a profit. Otherwise we will incur a loss. For example, American Skandia may make a profit on the Insurance Charge if, over time, the actual costs of providing the guaranteed insurance obligations under the Annuity are less than the amount we deduct for the Insurance Charge. To the extent we make a profit on the Insurance Charge, such profit may be used for any other corporate purpose, including payment of other expenses that American
Skandia incurs in promoting, distributing, issuing and administering the Annuity and to offset a portion of the costs associated with offering Credits which are funded through American Skandia's general account. The Insurance Charge is deducted against your Annuity's Account Value, which includes the amount of any
Credits we apply to your Purchase Payments and any increases or decreases in your Account Value based on market fluctuations of the Sub-accounts.

The rates of certain of our charges have been set with reference to estimates of the amount of specific types of expenses or risks that we will incur. In most cases, this prospectus identifies such expenses or risks in the name of the charge; however, the fact that any charge bears the name of, or is designed primarily to defray a particular expense or risk does not mean that the amount we collect from that charge will never be more than the amount of such expense or risk, nor does it mean that we may not also be compensated for such expense or risk out of any other charges we are permitted to deduct by the terms of the contract.

A portion of the proceeds that American Skandia receives from charges that apply solely to the variable investment options may include amounts based on market appreciation of the variable investment option values, including appreciation on amounts that represent Credits.

WHAT ARE THE CONTRACT FEES AND CHARGES?

Contingent Deferred Sales Charge: We do not deduct a sales charge from Purchase
Payments you make to your Annuity. However, we may deduct a CDSC if you surrender your Annuity or when you make a partial withdrawal. The CDSC reimburses us for expenses related to sales and distribution of the Annuity, including commissions, marketing materials and other promotional expenses. The
CDSC is calculated as a percentage of your Purchase Payment being surrendered or withdrawn during the applicable Annuity Year. For purposes of calculating the
CDSC, we consider the year following the Issue Date of your Annuity as Year 1.
The amount of the CDSC decreases over time, measured from the Issue Date of the
Annuity. The CDSC percentages are shown below.

YEARS         1        2        3        4        5        6        7        8        9       10       11+
-----------------------------------------------------------------------------------------------------------
CHARGE (%)   9.0      9.0      8.5      8.0      7.0      6.0      5.0      4.0      3.0      2.0      0.0

The CDSC period is based on the Issue Date of the Annuity, not on the date each
Purchase Payment is applied to the Annuity. Purchase Payments applied to the
Annuity after the Issue Date do not have their own CDSC period. Under certain circumstances, during the first ten (10) Annuity Years, you can withdraw a limited amount from your Annuity without paying a CDSC. This is referred to as a
"Free Withdrawal." Free Withdrawals are not treated as a withdrawal of Purchase
Payments for purposes of calculating the CDSC on a subsequent withdrawal or surrender. Withdrawals of amounts greater than the maximum Free Withdrawal amount are treated as a withdrawal of Purchase Payments and will be assessed a
CDSC during Annuity Years 1 through 10. For purposes of calculating the CDSC on a surrender, the Purchase Payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior withdrawals under the Free Withdrawal provision or if your Account Value has declined in value due to negative market performance.

We may waive the CDSC under certain medically-related circumstances or when taking a Minimum Distribution from an Annuity purchased as a "qualified"
investment. Free Withdrawals, Medically-Related Surrenders and Minimum
Distributions are each explained more fully in the section entitled "Access to
Your Account Value".

Transfer Fee: Currently, you may make twenty (20) free transfers between investment options each Annuity Year. We will charge $10.00 for each transfer after the twentieth in each Annuity Year. We do not consider transfers made as part of a dollar cost averaging, automatic rebalancing or asset allocation program when we count the twenty free transfers. All transfers made on the same day will be treated as one (1) transfer. Renewals or transfers of Account Value from a Fixed Allocation at the end of its Guarantee Period are not subject to the Transfer Fee and are not counted toward the twenty free transfers. We may reduce the number of free transfers allowable each Annuity Year (subject to a minimum of eight) without charging

                                       31

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Fees and Charges continued

a Transfer Fee unless you make use of electronic means to transmit your transfer requests. We may eliminate the Transfer Fee for transfer requests transmitted electronically or through other means that reduce our processing costs. If enrolled in any program that does not permit transfer requests to be transmitted electronically, the Transfer Fee will not be waived.

Annual Maintenance Fee: During the accumulation period we deduct an Annual
Maintenance Fee. The Annual Maintenance Fee is $35.00 or 2% of your Account
Value invested in the variable investment options, whichever is less. This fee will be deducted annually on the anniversary of the Issue Date of your Annuity or, if you surrender your Annuity during the Annuity Year, the fee is deducted at the time of surrender. We may increase the Annual Maintenance Fee. However, any increase will only apply to Annuities issued after the date of the increase.

Tax Charge: Several states and some municipalities charge premium taxes or similar taxes on annuities that we are required to pay. The amount of tax will vary from jurisdiction to jurisdiction and is subject to change. The tax charge currently ranges up to 3-1/2% of your premium and is designed to approximate the taxes that we are required to pay. We generally will deduct the charge at the time the tax is imposed, but may also decide to deduct the charge from each
Purchase Payment at the time of a withdrawal or surrender of your Annuity or at the time you elect to begin receiving annuity payments. We may assess a charge against the Sub-accounts and the Fixed Allocations equal to any taxes which may be imposed upon the separate accounts.

We will pay company income taxes on the taxable corporate earnings created by this separate account product. While we may consider company income taxes when pricing our products, we do not currently include such income taxes in the tax charges you pay under the contract. We will periodically review the issue of charging for these taxes and may impose a charge in the future.

In calculating our corporate income tax liability, we derive certain corporate income tax benefits associated with the investment of company assets, including separate account assets, which are treated as company assets under applicable income tax law. These benefits reduce our overall corporate income tax liability. Under current law, such benefits may include foreign tax credits and corporate dividends received deductions. We do not pass these tax benefits through to holders of the separate account annuity contracts because (i) the contract owners are not the owners of the assets generating these benefits under applicable income tax law and (ii) we do not currently include company income taxes in the tax charges you pay under the contract.

WHAT CHARGES APPLY SOLELY TO THE VARIABLE INVESTMENT OPTIONS?

Insurance Charge: We deduct an Insurance Charge daily. The charge is assessed against the average daily assets allocated to the Sub-accounts and is equal to
0.65% on an annual basis. The Insurance Charge is the combination of the
Mortality & Expense Risk Charge (0.50%) and the Administration Charge (0.15%).
The Insurance Charge is intended to compensate American Skandia for providing the insurance benefits under the Annuity, including the Annuity's basic death benefit that provides guaranteed benefits to your beneficiaries even if the market declines and the risk that persons we guarantee annuity payments to will live longer than our assumptions. The charge also covers administrative costs associated with providing the Annuity benefits, including preparation of the contract, confirmation statements, annual account statements and annual reports, legal and accounting fees as well as various related expenses. Finally, the charge covers the risk that our assumptions about the mortality risks and expenses under this Annuity are incorrect and that we have agreed not to increase these charges over time despite our actual costs. We may increase the portion of the total Insurance Charge that is deducted for administrative costs;
however, any increase will only apply to Annuities issued after the date of the increase.

The Insurance Charge is not deducted against assets allocated to a Fixed
Allocation. However, the amount we credit to Fixed Allocations may also reflect similar assumptions about the insurance guarantees provided under the Annuity.

Distribution Charge: We deduct a Distribution Charge daily. The charge is assessed against the average assets allocated to the Sub-accounts and is equal to 1.00% on an annual basis in Annuity Years 1 through 10. After the end of the first ten Annuity Years, the 1.00% charge for distribution will no longer be assessed. The Distribution Charge is intended to compensate us for a portion of our acquisition expenses under the Annuity, including promotion and distribution of the Annuity and costs associated with offering Credits which are funded through American Skandia's general account. The Distribution Charge is deducted against your Annuity's Account Value, which includes the amount of any Credits we apply to your Purchase Payments and any increases or decreases in your

                                       32

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Account Value based on market fluctuations of the Sub-- accounts will affect the charge.

Optional Benefits for which we assess a charge solely against the variable investment options: If you elect to purchase certain optional benefits, we will deduct an additional charge on a daily basis solely from your Account Value allocated to the Sub-accounts. The additional charge is included in the daily calculation of the Unit Price for each Sub-account. We may assess charges for other optional benefits on a different basis as described elsewhere in the prospectus. Please refer to the sections entitled "Living Benefit Programs" and
"Death Benefit" for a description of the charge for each Optional Benefit.

WHAT FEES AND EXPENSES ARE INCURRED
BY THE PORTFOLIOS?

Each Portfolio incurs total annual operating expenses comprised of an investment management fee, other expenses and any distribution and service (12b-1) fees that may apply. These fees and expenses are reflected daily by each Portfolio before it provides American Skandia with the net asset value as of the close of business each day. More detailed information about fees and expenses can be found in the prospectuses for the Portfolios.

WHAT CHARGES APPLY TO THE FIXED ALLOCATIONS?

No specific fee or expenses are deducted when determining the rate we credit to a Fixed Allocation. However, for some of the same reasons that we deduct the
Insurance Charge against Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Allocations. Any
CDSC or Tax Charge applies to amounts that are taken from the variable investment options or the Fixed Allocations. A Market Value Adjustment may also apply to transfers, certain withdrawals, surrender or annuitization from a Fixed
Allocation.

WHAT CHARGES APPLY IF I CHOOSE AN ANNUITY PAYMENT OPTION?

If you select a fixed payment option, the amount of each fixed payment will depend on the Account Value of your Annuity when you elected to annuitize. There is no specific charge deducted from these payments; however, the amount of each annuity payment reflects assumptions about our insurance expenses. If you select a variable payment option that we may offer, then the amount of your benefits will reflect changes in the value of your Annuity and will be subject to charges that apply under the variable immediate annuity option. Also, a tax charge may apply (see "Tax Charge" above).

EXCEPTIONS/REDUCTIONS TO FEES AND CHARGES

We may reduce or eliminate certain fees and charges or alter the manner in which the particular fee or charge is deducted. For example, we may reduce the amount of the CDSC or the length of time it applies, reduce or eliminate the amount of the Annual Maintenance Fee or reduce the portion of the total Insurance Charge that is deducted as an Administration Charge. Generally, these types of changes will be based on a reduction to our sales, maintenance or administrative expenses due to the nature of the individual or group purchasing the Annuity.
Some of the factors we might consider in making such a decision are: (a) the size and type of group; (b) the number of Annuities purchased by an Owner; (c)
the amount of Purchase Payments or likelihood of additional Purchase Payments;
and/or (d) other transactions where sales, maintenance or administrative expenses are likely to be reduced. We will not discriminate unfairly between
Annuity purchasers if and when we reduce any fees and charges.

                                       33

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

PURCHASING YOUR ANNUITY

WHAT ARE OUR REQUIREMENTS FOR PURCHASING THE ANNUITY?

Initial Purchase Payment: You must make a minimum initial Purchase Payment of
$10,000. However, if you decide to make payments under a systematic investment or "bank drafting" program, we will accept a lower initial Purchase Payment provided that, within the first Annuity Year, you make at least $10,000 in total
Purchase Payments.

Where allowed by law, we must approve any initial and additional Purchase
Payments of $1,000,000 or more. We may apply certain limitations and/or restrictions on the Annuity as a condition of our acceptance, including limiting the liquidity features or the Death Benefit protection provided under the
Annuity, limiting the right to make additional Purchase Payments, changing the number of transfers allowable under the Annuity or restricting the Sub-accounts or Fixed Allocations that are available. Other limitations and/or restrictions may apply.

Except as noted below, Purchase Payments must be submitted by check drawn on a
U.S. bank, in U.S. dollars, and made payable to American Skandia. Purchase
Payments may also be submitted via 1035 exchange or direct transfer of funds.
Under certain circumstances, Purchase Payments may be transmitted to American
Skandia via wiring funds through your Investment Professional's broker-dealer firm. Additional Purchase Payments may also be applied to your Annuity under an arrangement called "bank drafting" where you authorize us to deduct money directly from your bank account. We call our bank drafting program "Auto Saver".
We may reject any payment if it is received in an unacceptable form. Our acceptance of a check is subject to our ability to collect funds.

Age Restrictions: The Owner must be age 75 or under as of the Issue Date of the
Annuity. If the Annuity is owned jointly, the oldest of the Owners must be age
75 or under on the Issue Date. If the Annuity is owned by an entity, the
Annuitant must be age 75 or under as of the Issue Date. You should consider your need to access your Account Value and whether the Annuity's liquidity features will satisfy that need. If you take a distribution prior to age 59-1/2, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain.
The availability and level of protection of certain optional benefits may vary based on the age of the Owner on the Issue Date of the Annuity or the date of the Owner's death.

SPECIAL CONSIDERATIONS FOR PURCHASERS OF BONUS OR CREDIT PRODUCTS

..    This Annuity features an annual Insurance Charge of 0.65% and an annual
     Distribution Charge of 1.00%. We only deduct the Distribution Charge during the first 10 years following the effective date of your Annuity. During the first 10 years, the total asset-based charges on this Annuity are higher than many of our other annuities.

..    The CDSC on this Annuity is higher and is deducted for a longer period of time as compared to our other annuities. As with any investment product that features a CDSC, you should consider your need to access your account value during the CDSC period and whether the liquidity provision under the
     Annuity will satisfy that need. The CDSC is only deducted if you make a withdrawal that exceeds the free withdrawal amount or choose to surrender your Annuity. If you make a withdrawal or surrender your Annuity and are subject to a CDSC, we do not recover the XTra Credit(SM) amount.

..    The XTra Credit(SM) amount is included in your Account Value. However,
     American Skandia may take back any credits applied to your Purchase Payment if you "free-look" your Annuity or within twelve (12) months of having received an XTra Credit amount, you die or elect to withdraw your Account
     Value under the medically-related surrender provision. In these situations, your Account Value could be substantially reduced. However, any investment gain on the XTra Credit(SM) amount will not be recovered. Additional conditions and restrictions apply. We do not deduct a CDSC in any situation where we recover the XTra Credit(SM) amount. Owner, Annuitant and
     Beneficiary Designations: We will ask you to name the Owner(s), Annuitant and one or more Beneficiaries for your Annuity.

..    Owner: The Owner(s) holds all rights under the Annuity. You may name up to two Owners in which case all ownership rights are held jointly. Generally, joint owners are required to act jointly; however, if each owner provides us with an instruction that we find acceptable, we will permit each owner to act separately. All information and documents that we are required to send you will be sent to the first named owner. This Annuity does not provide a right of

                                       34

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

     survivorship. Refer to the Glossary of Terms for a complete description of the term "Owner."

..    Annuitant: The Annuitant is the person we agree to make annuity payments to and upon whose life we continue to make such payments. You must name an
     Annuitant who is a natural person. We do not accept a designation of joint
     Annuitants during the accumulation period. Where allowed by law, you may name one or more Contingent Annuitants. A Contingent Annuitant will become the Annuitant if the Annuitant dies before the Annuity Date. Please refer to the discussion of "Considerations for Contingent Annuitants" in the Tax
     Considerations section of the Prospectus.

..    Beneficiary: The Beneficiary is the person(s) or entity you name to receive the death benefit. Your beneficiary designation should be the exact name of your beneficiary, not only a reference to the beneficiary's relationship to you. If you use a designation of "surviving spouse," we will pay the death benefit to the individual that is your spouse (as defined under the federal tax laws and regulations). If no beneficiary is named the death benefit will be paid to you or your estate.

Your right to make certain designations may be limited if your Annuity is to be used as an IRA or other "qualified" investment that is given beneficial tax treatment under the Code. You should seek competent tax advice on the income, estate and gift tax implications of your designations.

                                       35

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

MANAGING YOUR ANNUITY

MAY I CHANGE THE OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS?

You may change the Owner, Annuitant and Beneficiary designations by sending us a request in writing. Upon an ownership change, any automated investment or withdrawal programs will be canceled. The new owner must submit the applicable program enrollment if they wish to participate in such a program. Where allowed by law, such changes will be subject to our acceptance. Some of the changes we will not accept include, but are not limited to:

..    a new Owner subsequent to the death of the Owner or the first of any joint
     Owners to die, except where a spouse-Beneficiary has become the Owner as a result of an Owner's death;

..    a new Annuitant subsequent to the Annuity Date;

..    for "non-qualified" investments, a new Annuitant prior to the Annuity Date if the Annuity is owned by an entity; and

..    a change in Beneficiary if the Owner had previously made the designation irrevocable.

SPOUSAL OWNERS/SPOUSAL BENEFICIARIES

If an Annuity is co-owned by spouses, we will assume that the sole primary
Beneficiary is the surviving spouse that was named as the co-owner unless you elect an alternative Beneficiary designation. Unless you elect an alternative
Beneficiary designation, upon the death of either spousal Owner, the surviving spouse may elect to assume ownership of the Annuity instead of taking the Death
Benefit payment. The Death Benefit that would have been payable will be the new
Account Value of the Annuity as of the date of due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the beneficiary of the surviving spouse, the new Account Value will be considered as the initial
Purchase Payment. No CDSC will apply to the new Account Value. However, any additional Purchase Payments applied after the date the assumption is effective will be subject to all provisions of the Annuity, including the CDSC when applicable.

SPOUSAL CONTINGENT ANNUITANT

If the Annuity is owned by an entity and the surviving spouse is named as a
Contingent Annuitant, upon the death of the Annuitant, the surviving spouse that was named as the Contingent Annuitant will become the Annuitant. No Death
Benefit is payable upon the death of the Annuitant. However, the Account Value of the Annuity as of the date of due proof of death of the Annuitant (and any required proof of the spousal relationship) will reflect the amount that would have been payable had a Death Benefit been paid.

MAY I RETURN THE ANNUITY IF I CHANGE MY MIND?

If after purchasing your Annuity you change your mind and decide that you do not want it, you may return it to us within a certain period of time known as a right to cancel period. This is often referred to as a "free-look." Depending on the state in which you purchased your Annuity, and, in some states, if you purchased the Annuity as a replacement for a prior contract, the right to cancel period may be ten (10) days, twenty-one (21) days or longer, measured from the time that you received your Annuity. If you return your Annuity during the applicable period, we will refund your current Account Value plus any tax charge deducted, and depending on your state's requirements, any applicable insurance charges deducted. The amount returned to you may be higher or lower than the
Purchase Payment(s) applied during the right to cancel period. Where required by law, we will return your Purchase Payment(s), or the greater of your current
Account Value and the amount of your Purchase Payment(s) applied during the right to cancel period. If you return your Annuity, we will not return any
Credits we applied to your Annuity based on your Purchase Payments.

MAY I MAKE ADDITIONAL PURCHASE PAYMENTS?

The minimum amount that we accept as an additional Purchase Payment is $100 unless you participate in "Auto Saver" or a periodic purchase payment program.
Unless you participate in an asset allocation program, or unless you have provided us with other specific allocation instructions for one, more than one, or all subsequent Purchase Payments, we will allocate any additional Purchase
Payments you make according to your initial purchase payment allocation instructions. If you so instruct us, we will allocate subsequent purchase payments according to any new allocation instructions. Purchase Payments made while you participate in an asset allocation program will be allocated in accordance with such program. Additional Purchase Payments may be paid at any time before the Annuity Date.

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AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

MAY I MAKE SCHEDULED PAYMENTS DIRECTLY FROM MY BANK ACCOUNT?

You can make additional Purchase Payments to your Annuity by authorizing us to deduct money directly from your bank account and applying it to your Annuity.
This type of program is often called "bank drafting". We call our bank drafting program "Auto Saver". Purchase Payments made through Auto Saver may only be allocated to the variable investment options when applied. Bank drafting allows you to invest in your Annuity with a lower initial Purchase Payment, as long as you authorize payments that will equal at least $10,000 during the first 12 months of your Annuity. We may suspend or cancel bank drafting privileges if sufficient funds are not available from the applicable financial institution on any date that a transaction is scheduled to occur.

MAY I MAKE PURCHASE PAYMENTS THROUGH A SALARY REDUCTION PROGRAM?

These types of programs are only available with certain types of qualified investments. If your employer sponsors such a program, we may agree to accept periodic Purchase Payments through a salary reduction program as long as the allocations are made only to variable investment options and the periodic
Purchase Payments received in the first year total at least $10,000.

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AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

MANAGING YOUR ACCOUNT VALUE

HOW AND WHEN ARE PURCHASE PAYMENTS INVESTED?

(See "Valuing Your Investment" for a description of our procedure for pricing initial and subsequent Purchase Payments.)

Initial Purchase Payment: Once we accept your application, we invest your net
Purchase Payment in the Annuity. The net Purchase Payment is your initial
Purchase Payment minus any tax charges that may apply. On your application we ask you to provide us with instructions for allocating your Account Value. You can allocate Account Value to one or more variable investment options or Fixed
Allocations.

Subsequent Purchase Payments: Unless you participate in an asset allocation program, or unless you have provided us with other specific allocation instructions for one, more than one, or all subsequent Purchase Payments, we will allocate any additional Purchase Payments you make according to your initial Purchase Payment allocation instructions. If you so instruct us, we will allocate subsequent Purchase Payments according to any new allocation instructions. Purchase Payments made while you participate in an asset allocation program will be allocated in accordance with such program.

HOW DO I RECEIVE CREDITS?

We apply a "Credit" to your Annuity's Account Value each time you make a
Purchase Payment during the first six (6) Annuity Years. The amount of the
Credit is payable from our general account. The amount of the Credit depends on the Annuity Year in which the Purchase Payment(s) is made, according to the table below:

ANNUITY YEAR                        CREDIT
------------------------------------------
1                                   6.00%
2                                   5.00%
3                                   4.00%
4                                   3.00%
5                                   2.00%
6                                   1.00%
7+                                  0.00%
------------------------------------------

Credits Applied to Purchase Payments for Designated Class of Annuity Owner Prior
to May 1, 2004, where allowed by state law, Annuities could be purchased by a member of the class defined below, with a different table of Credits. The Credit applied to all Purchase Payments on such Annuities is as follows based on the
Annuity Year in which the Purchase Payment was made: Year 1 - 9.0%; Year 2 -
9.0%; Year 3 - 8.5%; Year 4 - 8.0%; Year 5 - 7.0%; Year 6 - 6.0%; Year 7 - 5.0%;
Year 8 - 4.0%; Year 9 - 3.0%; Year 10 - 2.0%; Year 11+ - 0.0%.

The designated class of Annuity Owners included: (a) any parent company, affiliate or subsidiary of ours; (b) an officer, director, employee, retiree, sales representative, or in the case of an affiliated broker-dealer, registered representative of such company; (c) a director, officer or trustee of any underlying mutual fund; (d) a director, officer or employee of any investment manager, sub-advisor, transfer agent, custodian, auditing, legal or administrative services provider that is providing investment management, advisory, transfer agency, custodianship, auditing, legal and/or administrative services to an underlying mutual fund or any affiliate of such firm; (e) a director, officer, employee or registered representative of a broker-dealer or insurance agency that has a then current selling agreement with us and/or with
American Skandia Marketing, Incorporated, a Prudential Financial Company; (f) a
director, officer, employee or authorized representative of any firm providing us or our affiliates with regular legal, actuarial, auditing, underwriting, claims, administrative, computer support, marketing, office or other services;
(g) the then current spouse of any such person noted in (b) through (f), above;
(h) the parents of any such person noted in (b) through (g), above; (i) the child(ren) or other legal dependent under the age of 21 of any such person noted
in (b) through (h); and (j) the siblings of any such persons noted in (b)
through (h) above.

All other terms and conditions of the Annuity apply to Owners in the designated class.

HOW ARE CREDITS APPLIED TO MY ACCOUNT VALUE?

Each Credit is allocated to your Account Value at the time the Purchase Payment is applied to your Account Value. The amount of the Credit is allocated to the investment options in the same ratio as the applicable Purchase Payment is applied.

Examples of Applying Credits
Initial Purchase Payment

Assume you make an initial Purchase Payment of $10,000. We would apply a 6.0%
Credit to your Purchase Payment and allocate the amount of the Credit ($600 =
$10,000 x .06) to your Account Value in the proportion that your Account Value is allocated.

Additional Purchase Payment in Annuity Year 2 Assume that you make an additional
Purchase Payment of $5,000. We would apply a 5.0% Credit to your Purchase
Payment and allocate the amount of the Credit ($250 = $5,000 x .05) to your
Account Value.

                                       38

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Additional Purchase Payment in Annuity Year 6 Assume that you make an additional
Purchase Payment of $15,000. We would apply a 1.0% Credit to your Purchase
Payment and allocate the amount of the Credit ($150 = $15,000 x .01) to your
Account Value.

The amount of any Credits applied to your Account Value can be recovered by
American Skandia under certain circumstances:

..    any Credits applied to your Account Value on Purchase Payments made within the 12 months before the date of death will be recovered.

..    the amount available under the medically-related surrender portion of the
     Annuity will not include the amount of any Credits payable on Purchase
     Payments made within 12 months of the date the Annuitant first became eligible for the medically-related surrender.

..    if you elect to "free-look" your Annuity, the amount returned to you will not include the amount of any Credits.

The Account Value may be substantially reduced if American Skandia recovers the
XTra Credit(SM) amount under these circumstances. However, any investment gain on the XTra Credit(SM) amount will not be taken back. We do not deduct a CDSC in any situation where we recover the XTra Credit(SM) amount. During the first 10
Annuity Years, the total asset-based charges on this Annuity (including the
Insurance Charge and the Distribution Charge) are higher than many of our other annuities, including other annuities we offer that apply credits to purchase payments.

Examples of Recovering Credits

The following are hypothetical examples of how Credits could be recovered by
American Skandia. These examples do not cover every potential situation.

Recovery from payment of Death Benefits

1. Assume you purchase your Annuity with an initial Purchase Payment of $50,000.
You make an additional Purchase of $10,000 in the 6th month after the Issue
Date. Both of the Purchase Payments received a 6.0% Credit, for a total of
$3,600. If the Death Benefit becomes payable in the 9th month after the Issue
Date, the amount of the Death Benefit would be reduced by the entire amount of the prior Credits ($3,600).

2. Assume you purchase your Annuity with an initial Purchase Payment of $50,000.
You make an additional Purchase of $10,000 in the 6th month after the Issue
Date. Both of the Purchase Payments received a 6.0% Credit, for a total of
$3,600. If death occurs in the 16th month after the Issue Date, the amount of the Death Benefit would be reduced but only in the amount of those Credits applied within the previous 12-months. Since the initial Purchase Payment (and the Credits that were applied) occurred more than 12-months before the date of death, the Death Benefit would not be reduced by the amount of the Credits applied to the initial Purchase Payment. However, the $10,000 additional
Purchase Payment was made within 12-months of the date of death. Therefore, the amount of the Death Benefit would be reduced by the amount of the Credits payable on the additional Purchase Payment ($600).

3. NOTE: If the Death Benefit would otherwise have been equal to the Purchase
Payments minus any proportional withdrawals due to poor investment performance, we will not reduce the amount of the Death Benefit by the amount of the Credits as shown in Example 2 above.

RECOVERY FROM MEDICALLY-RELATED SURRENDERS

1. Assume you purchase your Annuity with an initial Purchase Payment of $50,000.
You receive a Credit of $3,000 ($50,000 x .06). The Annuitant is diagnosed as terminally ill in the 6th month after the Issue Date and we grant your request to surrender your Annuity under the medically-related surrender provision.
Assuming the Credits were applied within 12-months of the date of diagnosis of the terminal illness, the amount that would be payable under the medically-related surrender provision would be reduced by the entire amount of the Credits ($3,000).

2. Assume you purchase your Annuity with an initial Purchase Payment of $50,000.
You make an additional Purchase of $10,000 in the 6th month after the Issue
Date. Both of the Purchase Payments received a 6.0% Credit, for a total of
$3,600. The Annuitant is diagnosed as terminally ill in the 16th month after the
Issue Date and we grant your request to surrender your Annuity under the medically-related surrender provision. Since the initial Purchase Payment (and the Credits that were applied) occurred more than 12-months before the diagnosis, the amount that would be payable upon the medically-related surrender provision would not be reduced by the amount of the Credits applied to the initial Purchase Payment. However, the $10,000 additional Purchase Payment was made within 12-months of the date of diagnosis. Therefore, the amount that would be

                                       39

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Managing Your Account Value continued

payable under the medically-related surrender provision would be reduced by the amount of the Credits payable on the additional Purchase Payment ($600).

General Information about Credits

..    We do not consider Credits to be "investment in the contract" for income tax purposes.

..    You may not withdraw the amount of any Credits under the Free Withdrawal provision. The Free Withdrawal provision only applies to withdrawals of
     Purchase Payments.

ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?
During the accumulation period you may transfer Account Value between investment options. Transfers are not subject to taxation on any gain. We may require a minimum of $500 in each Sub-account you allocate Account Value to at the time of any allocation or transfer. If you request a transfer and, as a result of the transfer, there would be less than $500 in the Sub-account, we may transfer the remaining Account Value in the Sub-account pro-rata to the other investment options to which you transferred.

We may impose specific restrictions on financial transactions (including transfer requests) for certain Portfolios based on the Portfolio's investment and/or transfer restrictions. We may do so to conform to any present or future restriction that is imposed by any portfolio available under this Annuity.
Currently, any purchase, redemption or transfer involving the ProFunds VP
Sub-accounts must be received by us no later than one hour prior to any announced closing of the applicable securities exchange (generally, 3:00 p.m.
Eastern time) to be processed on the current Valuation Day. The "cut-off" time for such financial transactions involving a ProFunds VP Sub-account will be extended to 1/2 hour prior to any announced closing (generally, 3:30 p.m.
Eastern time) for transactions submitted electronically through American
Skandia's Internet website (www.americanskandia.prudential.com).

Currently, we charge $10.00 for each transfer after the twentieth (20th) in each
Annuity Year. Transfers made as part of a dollar cost averaging, automatic rebalancing or asset allocation program do not count toward the twenty free transfer limit. Renewals or transfers of Account Value from a Fixed Allocation at the end of its Guarantee Period are not subject to the transfer charge. We may reduce the number of free transfers allowable each Annuity Year (subject to a minimum of eight) without charging a Transfer Fee unless you make use of electronic means to transmit your transfer requests. We may also increase the
Transfer Fee that we charge to $15.00 for each transfer after the number of free transfers has been used up. We may eliminate the Transfer Fee for transfer requests transmitted electronically or through other means that reduce our processing costs. If enrolled in any program that does not permit transfer requests to be transmitted electronically, the Transfer Fee will not be waived.

Once you have made 20 transfers among the Sub-accounts during an Annuity Year, we will accept any additional transfer request during that year only if the request is submitted to us in writing with an original signature and otherwise is in good order. For purposes of this 20 transfer limit, we (i) do not view a facsimile transmission as a "writing", (ii) will treat multiple transfer requests submitted on the same business day as a single transfer, and (iii) do not count any transfer that solely involves Sub-accounts corresponding to any
ProFund Portfolio and/or the AST Money Market Portfolio, or any transfer that involves one of our systematic programs, such as asset allocation and automated withdrawals.

Frequent transfers among Sub-accounts in response to short-term fluctuations in markets, sometimes called "market timing," can make it very difficult for a
Portfolio manager to manage a Portfolio's investments. Frequent transfers may cause the Portfolio to hold more cash than otherwise necessary, disrupt management strategies, increase transaction costs, or affect performance. The
Annuity offers Sub-accounts designed for Owners who wish to engage in frequent transfers (i.e., one or more of the Sub-accounts corresponding to the ProFund
Portfolios and the AST Money Market Portfolio), and we encourage Owners seeking frequent transfers to utilize those Sub-accounts.

In light of the risks posed to Owners and other investors by frequent transfers, we reserve the right to limit the number of transfers in any Annuity Year for all existing or new Owners and to take the other actions discussed below. We also reserve the right to limit the number of transfers in any Annuity Year or to refuse any transfer request for an Owner or certain Owners if: (a) we believe that excessive transfer activity (as we define it) or a specific transfer request or group of transfer requests may have a detrimental effect on Unit
Values or the share prices of the Portfolios; or (b) we are informed by a
Portfolio (e.g., by the Portfolio's portfolio manager) that the purchase or redemption of shares in the Portfolio must be restricted because the Portfolio believes the transfer activity to

                                       40

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

which such purchase and redemption relates would have a detrimental effect on the share prices of the affected Portfolio. Without limiting the above, the most likely scenario where either of the above could occur would be if the aggregate amount of a trade or trades represented a relatively large proportion of the total assets of a particular Portfolio. In furtherance of our general authority to restrict transfers as described above, and without limiting other actions we may take in the future, we have adopted the following specific restrictions:

..    With respect to each Sub-account (other than the AST Money Market
     Sub-account, or a Sub-account corresponding to a ProFund Portfolio), we track amounts exceeding a certain dollar threshold that were transferred into the Sub-account. If you transfer such amount into a particular
     Sub-account, and within 30 calendar days thereafter transfer (the "Transfer
     Out") all or a portion of that amount into another Sub-account, then upon the Transfer Out, the former Sub-account becomes restricted (the
     "Restricted Sub-account"). Specifically, we will not permit subsequent transfers into the Restricted Sub-account for 90 calendar days after the
     Transfer Out if the Restricted Sub-account invests in a non-international
     Portfolio, or 180 calendar days after the Transfer Out if the Restricted
     Sub-account invests in an international Portfolio. For purposes of this rule, we (i) do not count transfers made in connection with one of our systematic programs, such as asset allocation and automated withdrawals;
     (ii) do not count any transfer that solely involves Sub-accounts corresponding to any ProFund Portfolio and/or the AST Money Market
     Portfolio; and (iii) do not categorize as a transfer the first transfer that you make after the Issue Date, if you make that transfer within 30 calendar days after the Issue Date. Even if an amount becomes restricted under the foregoing rules, you are still free to redeem the amount from your Annuity at any time.

..    We reserve the right to effect exchanges on a delayed basis for all contracts. That is, we may price an exchange involving the Sub-accounts on the Valuation Day subsequent to the Valuation Day on which the exchange request was received. Before implementing such a practice, we would issue a separate written notice to Owners that explains the practice in detail.

..    If we deny one or more transfer requests under the foregoing rules, we will inform you or your Investment Professional promptly of the circumstances concerning the denial.

..    Contract owners in New York who purchased their contracts prior to March
     15, 2004 are not subject to the specific restrictions outlined in bulleted paragraphs immediately above. In addition, there are contract owners of different variable annuity contracts that are funded through the same
     Separate Account that are not subject to the above-referenced transfer restrictions and, therefore, might make more numerous and frequent transfers than contract owners who are subject to such limitations.
     Finally, there are contract owners of other variable annuity contracts or variable life contracts that are issued by American Skandia as well as other insurance companies that have the same underlying mutual fund portfolios available to them. Since some contract owners are not subject to the same transfer restrictions, unfavorable consequences associated with such frequent trading within the underlying mutual fund (e.g., greater portfolio turnover, higher transaction costs, or performance or tax issues)
     may affect all contract owners. Similarly, while contracts managed by an
     Investment Professional or third party investment advisor are subject to the restrictions on transfers between investment options that are discussed above, if the advisor manages a number of contracts in the same fashion unfavorable consequences may be associated with management activity since it may involve the movement of a substantial portion of an underlying mutual fund's assets which may affect all contract owners invested in the affected options. Apart from jurisdiction-specific and contract differences in transfer restrictions, we will apply these rules uniformly (including contracts managed by an Investment Professional or third party investment advisor), and will not waive a transfer restriction for any contract owner.

Although our transfer restrictions are designed to prevent excessive transfers, they are not capable of preventing every potential occurrence of excessive transfer activity.

DO YOU OFFER DOLLAR COST AVERAGING?

Yes. We offer Dollar Cost Averaging during the accumulation period. Dollar Cost
Averaging allows you to systematically transfer an amount periodically from one investment option to one or more other investment options. You can choose to transfer earnings only, principal plus earnings or a flat dollar amount. You may elect a Dollar Cost Averaging program that transfers amounts monthly, quarterly, semi-annually, or annually from variable investment options, or a program that transfers

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AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Managing Your Account Value continued

amounts monthly from Fixed Allocations. By investing amounts on a regular basis instead of investing the total amount at one time, Dollar Cost Averaging may decrease the effect of market fluctuation on the investment of your Purchase
Payment. This may result in a lower average cost of units over time. However, there is no guarantee that Dollar Cost Averaging will result in a profit or protect against a loss in a declining market. There is no minimum Account Value required to enroll in a Dollar Cost Averaging program and we do not deduct a charge for participating in a Dollar Cost Averaging program.

You can Dollar Cost Average from variable investment options or Fixed
Allocations. Dollar Cost Averaging from Fixed Allocations is subject to a number of rules that include, but are not limited to the following:

..    You may only use Fixed Allocations with Guarantee Periods of 1, 2 or 3 years.

..    You may only Dollar Cost Average earnings or principal plus earnings. If transferring principal plus earnings, the program must be designed to last the entire Guarantee Period for the Fixed Allocation.

..    Dollar Cost Averaging transfers from Fixed Allocations are not subject to a
     Market Value Adjustment.

NOTE: When a Dollar Cost Averaging program is established from a Fixed
Allocation, the fixed rate of interest we credit to your Account Value is applied to a declining balance due to the transfers of Account Value to the
Sub-accounts during the Guarantee Period. This will reduce the effective rate of return on the Fixed Allocation over the Guarantee Period.

The Dollar Cost Averaging program is not available if you elect the Guaranteed
Return Option Plus(SM), the Guaranteed Return Option or the automatic rebalancing programs when it involves transfers out of the Fixed Allocations and is also not available when you have elected an asset allocation program.

DO YOU OFFER ANY AUTOMATIC REBALANCING PROGRAMS?

Yes. During the accumulation period, we offer automatic rebalancing among the variable investment options you choose. You can choose to have your Account
Value rebalanced monthly, quarterly, semi-annually, or annually. On the appropriate date, the variable investment options you chose are rebalanced to the allocation percentages you requested. With automatic rebalancing, we transfer the appropriate amount from the "overweighted" Sub-accounts to the
"underweighted" Sub-accounts to return your allocations to the percentages you request. For example, over time the performance of the variable investment options will differ, causing your percentage allocations to shift. Any transfer to or from any variable investment option that is not part of your automatic rebalancing program, will be made, however that variable investment option will not become part of your rebalancing program unless we receive instructions from you indicating that you would like such option to become part of the program.

There is no minimum Account Value required to enroll in automatic rebalancing.
All rebalancing transfers as part of an automatic rebalancing program are not included when counting the number of transfers each year toward the maximum number of free transfers. We do not deduct a charge for participating in an automatic rebalancing program. Participation in the Automatic Rebalancing program may be restricted if you are enrolled in certain other optional programs.

ARE ANY ASSET ALLOCATION PROGRAMS AVAILABLE?

Yes. Certain "static asset allocation programs" are available for use with the
Annuity. These programs are considered static because once you have selected a model portfolio, the Sub-accounts and the percentage of contract value allocated to each Sub-account cannot be changed without your consent. The programs are available at no additional charge. Under these programs, the Sub-account for each asset class in each model portfolio is designated for you. Under the programs, the values in the Sub-accounts will be rebalanced periodically back to the indicated percentages for the applicable asset class within the model portfolio that you have selected. For more information on the asset allocation programs, see Appendix entitled "Additional Information on the Asset Allocation
Programs."

Asset allocation is a sophisticated method of diversification, which allocates assets among asset classes in order to manage investment risk and enhance returns over the long term. However, asset allocation does not guarantee a profit or protect against a loss. No personalized investment advice is provided in connection with the asset allocation programs and you should not rely on these programs as providing individualized investment recommendations to you.
The asset allocation programs do not guarantee better investment results. We reserve the right to terminate or change the asset allocation programs at any time. You should consult with your Investment Professional before electing any asset allocation program.

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AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

DO YOU OFFER PROGRAMS DESIGNED TO GUARANTEE A "RETURN OF PREMIUM" AT A FUTURE
DATE?

Yes. We offer two different programs for investors who wish to invest in the variable investment options but also wish to protect their principal, as of a specific date in the future. They are the Balanced Investment Program and the
Guaranteed Return Option Plus(SM). (The Guaranteed Return Option Plus (GRO
Plus(SM)) is not available in all states. In some states where GRO Plus is not available we offer the Guaranteed Return Option (GRO).) Both the Balanced
Investment Program and GRO Plus allow you to allocate a portion of your Account
Value to the available variable investment options while ensuring that your
Account Value will at least equal your contributions adjusted for withdrawals and transfers on a specified date. Under GRO Plus, Account Value is allocated to and maintained in Fixed Allocations to the extent we, in our sole discretion, deem it is necessary to support our guarantee under the program. This differs from the Balanced Investment Program where a set amount is allocated to a Fixed
Allocation regardless of the performance of the underlying Sub-accounts or the interest rate environment after the amount is allocated to a Fixed Allocation.
Generally, more of your Account Value will be allocated to the variable investment options under the GRO Plus program than under the Balanced Investment
Program (although in periods of poor market performance, low interest rates and/or as the option progresses to its maturity date, this may not be the case).
You may not want to use either of these programs if you expect to begin taking annuity payments before the program would be completed. In addition, as with most return of premium programs, amounts that are available to allocate to the variable investment options may be substantially less than they would be if you did not elect a return of premium program. This means that, if investment experience in the variable investment options were positive, your Account Value would grow at a slower rate than if you did not elect a return of premium program and allocated all of your Account Value to the variable investment options.

BALANCED INVESTMENT PROGRAM

We offer a balanced investment program where a portion of your Account Value is allocated to a Fixed Allocation and the remaining Account Value is allocated to the variable investment options that you select. When you enroll in the Balanced
Investment Program, you choose the duration that you wish the program to last.
This determines the duration of the Guarantee Period for the Fixed Allocation.
Based on the fixed rate for the Guarantee Period chosen, we calculate the portion of your Account Value that must be allocated to the Fixed Allocation to grow to a specific "principal amount" (such as your initial Purchase Payment).
We determine the amount based on the rates then in effect for the Guarantee
Period you choose. If you continue the program until the end of the Guarantee
Period and make no withdrawals or transfers, at the end of the Guarantee Period, the Fixed Allocation will have grown to equal the "principal amount".
Withdrawals or transfers from the Fixed Allocation before the end of the
Guarantee Period will terminate the program and may be subject to a Market Value
Adjustment. You can transfer the Account Value that is not allocated to the
Fixed Allocation between any of the Sub-accounts available under the Annuity.
Account Value you allocate to the variable investment options is subject to market fluctuations and may increase or decrease in value. We do not deduct a charge for participating in the Balanced Investment Program.

                                     EXAMPLE

Assume you invest $100,000. You choose a 10-year program and allocate a portion of your Account Value to a Fixed Allocation with a 10-year Guarantee Period. The rate for the 10-year Guarantee Period is 2.50%*. Based on the fixed interest rate for the Guarantee Period chosen, the factor is 0.781198 for determining how much of your Account Value will be allocated to the Fixed Allocation. That means that $78,120 will be allocated to the Fixed Allocation and the remaining Account
Value ($21,880) will be allocated to the variable investment options. Assuming that you do not make any withdrawals or transfers from the Fixed Allocation, it will grow to $100,000 at the end of the Guarantee Period. Of course we cannot predict the value of the remaining Account Value that was allocated to the variable investment options.

The Guaranteed Return Option Plus (GRO Plus) guarantees that, after a seven-year period following commencement of the program ("maturity date") and on each anniversary of the maturity date thereafter, your Account Value will not be less than the Account Value on the effective date of the program. The program also offers you the option to elect a second, enhanced guarantee amount at a higher
Account Value subject to a separate maturity period (and its anniversaries). The
GRO Plus program may be appropriate if you wish to protect a principal

*    The rate in this example is hypothetical and may not reflect the current rate for Guarantee Periods of this duration.

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AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Managing Your Account Value continued

amount (called the "Protected Principal Value") against market downturns as of a specific date in the future, but also wish to exercise control of your available
Account Value among the variable investment options to participate in market experience. Under the GRO Plus program, you give us the right to allocate amounts to Fixed Allocations as needed to support the guarantees provided. The available Account Value is the amount not allocated to the Fixed Allocations to support the guarantees provided. There is a fee associated with this program.
See "Living Benefit Programs," later in this Prospectus, for more information about this program.

MAY I GIVE MY INVESTMENT PROFESSIONAL PERMISSION TO MANAGE MY ACCOUNT VALUE?

Yes. Your Investment Professional may direct the allocation of your Account
Value and request financial transactions between investment options while you are living, subject to our rules, and unless you tell us otherwise. If your
Investment Professional has this authority, we deem that all transactions that are directed by your Investment Professional with respect to your Annuity have been authorized by you. You must contact us immediately if and when you revoke such authority. We will not be responsible for acting on instructions from your
Investment Professional until we receive notification of the revocation of such person's authority. We may also suspend, cancel or limit these privileges at any time. We will notify you if we do.

MAY I AUTHORIZE MY THIRD PARTY INVESTMENT ADVISOR TO MANAGE MY ACCOUNT?

Yes. You may engage your own investment advisor to manage your account. These investment advisors may be firms or persons who also are appointed by us, or whose affiliated broker-dealers are appointed by us, as authorized sellers of the Annuity. Even if this is the case, however, please note that the investment advisor you engage to provide advice and/or make transfers for you, is not acting on our behalf, but rather is acting on your behalf. We do not offer advice about how to allocate your Account Value under any circumstance. As such, we are not responsible for any recommendations such investment advisors make, any investment models or asset allocation programs they choose to follow or any specific transfers they make on your behalf.

Any fee that is charged by your investment advisor is in addition to the fees and expenses that apply under your Annuity. If you authorize your investment advisor to withdraw amounts from your Annuity (to the extent permitted) to pay for the investment advisor's fee, as with any other withdrawal from your
Annuity, you may incur adverse tax consequences, a CDSC and/or a Market Value
Adjustment. Withdrawals to pay your investment advisor generally will also reduce the level of various living and death benefit guarantees provided (e.g.
the withdrawals will reduce proportionately the Annuity's guaranteed minimum death benefit.) We are not a party to the agreement you have with your investment advisor and do not verify that amounts withdrawn from your Annuity, including amounts withdrawn to pay for the investment advisor's fee, are within the terms of your agreement with your investment advisor. You will, however, receive confirmations of transactions that affect your Annuity. If your investment advisor has also acted as your Investment Professional with respect to the sale of your Annuity, he or she may be receiving compensation for services provided both as an Investment Professional and investment advisor.
Alternatively, the investment advisor may compensate the Investment Professional from whom you purchased your Annuity for the referral that led you to enter into your investment advisory relationship with the investment advisor. If you are interested in the details about the compensation that your investment advisor and/or your Investment Professional receive in connection with your Annuity, you should ask them for more details.

We or an affiliate of ours may provide administrative support to licensed, registered Investment Professionals or investment advisors who you authorize to make financial transactions on your behalf. We may require Investment
Professionals or investment advisors, who are authorized by multiple contract owners to make financial transactions, to enter into an administrative agreement with American Skandia as a condition of our accepting transactions on your behalf. The administrative agreement may impose limitations on the Investment
Professional's or investment advisor's ability to request financial transactions on your behalf. These limitations are intended to minimize the detrimental impact of an Investment Professional who is in a position to transfer large amounts of money for multiple clients in a particular Portfolio or type of portfolio or

                                       44

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

to comply with specific restrictions or limitations imposed by a Portfolio(s) of
American Skandia. Contracts managed by your Investment Professional also are subject to the restrictions on transfers between investment options that are discussed in the section entitled "ARE THERE RESTRICTIONS OR CHARGES ON
TRANSFERS BETWEEN INVESTMENT OPTIONS?". Since transfer activity under contracts managed by an Investment Professional or third party investment advisor may result in unfavorable consequences to all contract owners invested in the affected options we reserve the right to limit the investment options available to a particular Owner whose contract is managed by the advisor or impose other transfer restrictions we deem necessary. The administrative agreement may limit the available investment options, require advance notice of large transactions, or impose other trading limitations on your Investment Professional. Your
Investment Professional will be informed of all such restrictions on an ongoing basis. We may also require that your Investment Professional transmit all financial transactions using the electronic trading functionality available through our Internet website (www.americanskandia.prudential.com). Limitations that we may impose on your Investment Professional or investment advisor under the terms of the administrative agreement do not apply to financial transactions requested by an Owner on their own behalf, except as otherwise described in this
Prospectus.

HOW DO THE FIXED ALLOCATIONS WORK?

We credit the fixed interest rate to the Fixed Allocation throughout a set period of time called a "Guarantee Period." Fixed Allocations currently are offered with Guarantee Periods from 1 to 10 years. We may make Fixed Allocations of different durations available in the future including Fixed Allocations offered exclusively for use with certain optional investment programs. Fixed
Allocations may not be available in all states and may not always be available for all Guarantee Periods depending on market factors and other considerations.

The interest rate credited to a Fixed Allocation is the rate in effect when the
Guarantee Period begins and does not change during the Guarantee Period. The rates are an effective annual rate of interest. We determine the interest rates for the various Guarantee Periods. At the time that we confirm your Fixed
Allocation, we will advise you of the interest rate in effect and the date your
Fixed Allocation matures. We may change the rates we credit new Fixed
Allocations at any time. Any change in interest rate does not affect Fixed
Allocations that were in effect before the date of the change. To inquire as to the current rates for Fixed Allocations, please call 1-800-680-8920.

A Guarantee Period for a Fixed Allocation begins:

..    when all or part of a net Purchase Payment is allocated to that particular
     Guarantee Period;

..    upon transfer of any of your Account Value to a Fixed Allocation for that particular Guarantee Period; or

..    when you "renew" a Fixed Allocation by electing a new Guarantee Period.

To the extent permitted by law, we may establish different interest rates for
Fixed Allocations offered to a class of Owners who choose to participate in various optional investment programs we make available. This may include, but is not limited to, Owners who elect to use Fixed Allocations under a dollar cost averaging program (see "Do You Offer Dollar Cost Averaging?") or a balanced investment program (see "Do you offer programs designed to guarantee a "Return of Premium" at a future date?"). The interest rate credited to Fixed Allocations offered to this class of purchasers may be different than those offered to other purchasers who choose the same Guarantee Period but who do not participate in an optional investment program. Any such program is at our sole discretion.

American Skandia may offer Fixed Allocations with Guarantee Periods of 3 months or 6 months exclusively for use as a short-term Fixed Allocation ("Short-term
Fixed Allocations"). Short-term Fixed Allocations may only be established with your initial Purchase Payment or additional Purchase Payments. You may not transfer existing Account Value to a Short-term Fixed Allocation. We reserve the right to terminate offering these special purpose Fixed Allocations at any time.

On the Maturity Date of the Short-term Fixed Allocation, the Account Value will be transferred to the Sub-account(s) you choose at the inception of the program.
If no instructions are provided, such Account Value will be transferred to the
AST Money Market Sub-account. Short-term Fixed Allocations may not be renewed on the Maturity Date. If you surrender the Annuity or transfer any Account Value from the Short-term Fixed Allocation to any other investment option before the end of the Guarantee Period, a Market Value Adjustment will apply.

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AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Managing Your Account Value continued

HOW DO YOU DETERMINE RATES FOR
FIXED ALLOCATIONS?

We do not have a specific formula for determining the fixed interest rates for
Fixed Allocations. Generally the interest rates we offer for Fixed Allocations will reflect the investment returns available on the types of investments we make to support our fixed rate guarantees. These investment types may include cash, debt securities guaranteed by the United States government and its agencies and instrumentalities, money market instruments, corporate debt obligations of different durations, private placements, asset-backed obligations and municipal bonds. In determining rates we also consider factors such as the length of the Guarantee Period for the Fixed Allocation, regulatory and tax requirements, liquidity of the markets for the type of investments we make, commissions, administrative and investment expenses, our insurance risks in relation to the Fixed Allocations, general economic trends and competition. Some of these considerations are similar to those we consider in determining the
Insurance Charge that we deduct from Account Value allocated to the
Sub-accounts.

We will credit interest on a new Fixed Allocation in an existing Annuity at a rate not less than the rate we are then crediting to Fixed Allocations for the same Guarantee Period selected by new Annuity purchasers in the same class.

The interest rate we credit for a Fixed Allocation is subject to a minimum.
Please refer to the Statement of Additional Information. In certain states the interest rate may be subject to a minimum under state law or regulation.

HOW DOES THE MARKET VALUE ADJUSTMENT WORK?

If you transfer or withdraw Account Value from a Fixed Allocation more than 30 days before the end of its Guarantee Period, we will adjust the value of your investment based on a formula, called a "Market Value Adjustment" or "MVA". The amount of any Market Value Adjustment can be either positive or negative, depending on the movement of a combination of Strip Yields on Strips and an
Option-adjusted Spread (each as defined below) between the time that you purchase the Fixed Allocation and the time you make a transfer or withdrawal.
The Market Value Adjustment formula compares the combination of Strip Yields for
Strips and the Option-adjusted Spreads as of the date the Guarantee Period began with the combination of Strip Yields for Strips and the Option-adjusted Spreads as of the date the MVA is being calculated. In certain states the amount of any
Market Value Adjustment may be limited under state law or regulation. If your
Annuity is governed by the laws of that state, any Market Value Adjustment that applies will be subject to our rules for complying with such law or regulation.

..    "Strips" are a form of security where ownership of the interest portion of
     United States Treasury securities are separated from ownership of the underlying principal amount or corpus.

..    "Strip Yields" are the yields payable on coupon Strips of United States
     Treasury securities.

..    "Option-adjusted Spread" is the difference between the yields on corporate debt securities (adjusted to disregard options on such securities) and government debt securities of comparable duration. We currently use the
     Merrill Lynch 1 to 10 year Investment Grade Corporate Bond Index of
     Option-adjusted Spreads.

MVA FORMULA

The MVA formula is applied separately to each Fixed Allocation to determine the
Account Value of the Fixed Allocation on a particular date. The formula is as follows:

N/365
[(1+I) / (1+J+0.0010)]

where:

I is the Strip Yield as of the start date of the Guarantee Period for coupon
Strips maturing at the end of the applicable Guarantee Period plus the
Option-adjusted Spread. If there are no Strips maturing at that time, we will use the Strip Yield for the Strips maturing as soon as possible after the
Guarantee Period ends.

J is the Strip Yield as of the date the MVA formula is being applied for coupon
Strips maturing at the end of the applicable Guarantee Period plus the
Option-adjusted Spread. If there are no Strips maturing at that time, we will use the Strip Yield for the Strips maturing as soon as possible after the
Guarantee Period ends.

N is the number of days remaining in the original Guarantee Period.

If you surrender your Annuity under the right to cancel provision, the MVA formula is

N/365.

                                [(1 + I)/(1 + J)]

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AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

MVA EXAMPLES

The following hypothetical examples show the effect of the MVA in determining
Account Value. Assume the following:

..    You allocate $50,000 into a Fixed Allocation (we refer to this as the
     "Allocation Date" in these examples) with a Guarantee Period of 5 years (we refer to this as the "Maturity Date" in these examples).

..    The Strip Yields for coupon Strips beginning on the Allocation Date and maturing on the Maturity Date plus the Option-adjusted Spread is 5.50% (I =
     5.50%).

..    You make no withdrawals or transfers until you decide to withdraw the entire Fixed Allocation after exactly three (3) years, at which point 730 days remain before the Maturity Date (N = 730).

EXAMPLE OF POSITIVE MVA

Assume that at the time you request the withdrawal, the Strip Yields for Strips maturing on the Maturity Date plus the Option-adjusted Spread is 4.00% (J =
4.00%). Based on these assumptions, the MVA would be calculated as follows:

N/365 MVA Factor = [(1+I)/(1+J+0.0010)] =

                                        2
                            [1.055/1.041] = 1.027078

                           INTERIM VALUE = $57,881.25

Account Value after MVA = Interim Value x MVA Factor = $59,448.56

EXAMPLE OF NEGATIVE MVA

Assume that at the time you request the withdrawal, the Strip Yields for Strips maturing on the Maturity Date plus the Option-adjusted Spread is 7.00% (J =
7.00%). Based on these assumptions, the MVA would be calculated as follows:

N/365 MVA Factor = [(1+I)/(1+J+0.0010)] =

                                        2
                            [1.055/1.071] = 0.970345

                           INTERIM VALUE = $57,881.25

Account Value after MVA = Interim Value x MVA Factor = $56,164.78.

WHAT HAPPENS WHEN MY GUARANTEE
PERIOD MATURES?

The "Maturity Date" for a Fixed Allocation is the last day of the Guarantee
Period. Before the Maturity Date, you may choose to renew the Fixed Allocation for a new Guarantee Period of the same or different length or you may transfer all or part of that Fixed Allocation's Account Value to another Fixed Allocation or to one or more Sub-accounts. We will notify you before the end of the
Guarantee Period about the fixed interest rates that we are currently crediting to all Fixed Allocations that are being offered. The rates being credited to
Fixed Allocations may change before the Maturity Date. We will not charge a MVA if you choose to renew a Fixed Allocation on its Maturity Date or transfer the
Account Value to one or more variable investment options.

If you do not specify how you want a Fixed Allocation to be allocated on its
Maturity Date, we will then transfer the Account Value of the Fixed Allocation to the AST Money Market Sub-account. You can then elect to allocate the Account
Value to any of the Sub-accounts or to a new Fixed Allocation.

                                       47

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

ACCESS TO ACCOUNT VALUE

WHAT TYPES OF DISTRIBUTIONS ARE AVAILABLE TO ME?

During the accumulation period you can access your Account Value through partial withdrawals, Systematic Withdrawals, and where required for tax purposes,
Minimum Distributions. You can also surrender your Annuity at any time. We may deduct a portion of the Account Value being withdrawn or surrendered as a CDSC.
The CDSC will be assessed on the amount of Purchase Payments, not on the Account
Value at the time of the withdrawal or surrender. If you surrender your Annuity, in addition to any CDSC, we may deduct the Annual Maintenance Fee, any Tax
Charge that applies and the charge for any optional benefits. We may also apply a Market Value Adjustment to any Fixed Allocations being withdrawn or surrendered. Certain amounts may be available to you each Annuity Year that are not subject to a CDSC. These are called "Free Withdrawals." In addition, under certain circumstances, we may waive the CDSC for surrenders made for qualified medical reasons or for withdrawals made to satisfy Minimum Distribution requirements. Unless you notify us differently, withdrawals are taken pro-rata based on the Account Value in the investment options at the time we receive your withdrawal request. Each of these types of distributions is described more fully below.

ARE THERE TAX IMPLICATIONS FOR DISTRIBUTIONS?
(For more information, see "Tax Considerations".)

DURING THE ACCUMULATION PERIOD

A distribution during the accumulation period is deemed to come first from any
"gain" in your Annuity and second as a return of your "tax basis", if any.
Distributions from your Annuity are generally subject to ordinary income taxation on the amount of any investment gain unless the distribution qualifies as a non-taxable exchange or transfer. If you take a distribution prior to the taxpayer's age 59-1/2, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain. You may wish to consult a professional tax advisor for advice before requesting a distribution.

DURING THE ANNUITIZATION PERIOD

During the annuitization period, a portion of each annuity payment is taxed as ordinary income at the tax rate you are subject to at the time of the payment.
The Code and regulations have "exclusionary rules" that we use to determine what portion of each annuity payment should be treated as a return of any tax basis you have in the Annuity. Once the tax basis in the Annuity has been distributed, the remaining annuity payments are taxable as ordinary income. The tax basis in the Annuity may be based on the tax-basis from a prior contract in the case of a
1035 exchange or other qualifying transfer.

CAN I WITHDRAW A PORTION OF MY ANNUITY?

Yes, you can make a withdrawal during the accumulation period.

..    To meet liquidity needs, you can withdraw a limited amount from your
     Annuity during each of Annuity Years 1-10 without a CDSC being applied. We call this the "Free Withdrawal" amount. The Free Withdrawal amount is not available if you choose to surrender your Annuity. Amounts withdrawn as a
     Free Withdrawal do not reduce the amount of CDSC that may apply upon a subsequent withdrawal or surrender of the Annuity. The minimum Free
     Withdrawal you may request is $100.

..    You can also make withdrawals in excess of the Free Withdrawal amount. The maximum amount that you may withdraw will depend on the Annuity's Surrender
     Value as of the date we process the withdrawal request. After any partial withdrawal, your Annuity must have a Surrender Value of at least $1,000, or we may treat the partial withdrawal request as a request to fully surrender your Annuity. The minimum partial withdrawal you may request is $100.

When we determine if a CDSC applies to partial withdrawals and Systematic
Withdrawals, we will first determine what, if any, amounts qualify as a Free
Withdrawal. Those amounts are not subject to the CDSC. Partial withdrawals or
Systematic Withdrawals of amounts greater than the maximum Free Withdrawal amount will be subject to a CDSC.

You may request a withdrawal for an exact dollar amount after deduction of any
CDSC that applies (called a "net withdrawal") or request a gross withdrawal from which we will deduct any CDSC that applies, resulting in less money being payable to you than the amount you requested. If you request a net withdrawal, the amount deducted from your Account Value to pay the CDSC may also be subject to a CDSC.

Partial withdrawals may also be available following annuitization but only if you choose certain annuity payment options.

To request the forms necessary to make a withdrawal from your Annuity, contact our Customer Service Team at 1-800-680-8920 or visit our Internet Website at
www.americanskandia.prudential.com.

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AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

HOW MUCH CAN I WITHDRAW AS A FREE WITHDRAWAL?

Annuity Years 1-10

The maximum Free Withdrawal amount during each of Annuity Years 1 through 10
(when a CDSC would otherwise apply to a partial withdrawal or surrender of your initial Purchase Payment) is 10% of all Purchase Payments. We may apply a Market
Value Adjustment to any Fixed Allocations. If you do not make a Free Withdrawal during an Annuity Year, you are not allowed to carry over the Free Withdrawal amount to the next Annuity Year. Withdrawals of amounts greater than the maximum
Free Withdrawal amount are treated as a withdrawal of Purchase Payments and will be assessed a CDSC during Annuity Years 1 through 10.

NOTE: Amounts that you have withdrawn as a Free Withdrawal will not reduce the amount of any CDSC that we deduct if, during the first ten (10) Annuity Years, you make a partial withdrawal or choose to surrender the Annuity. If, during
Annuity Years 1 through 10, all Purchase Payments withdrawn are subject to a
CDSC, then any subsequent withdrawals will be withdrawn from any gain in the
Annuity, which may include Credits.

Annuity Years 11+

After Annuity Year 10, you can surrender your Annuity or make a partial withdrawal without a CDSC being deducted from the amount being withdrawn.

EXAMPLES

1. Assume you make an initial Purchase Payment of $10,000 and make no additional
Purchase Payments. The maximum Free Withdrawal amount during each of the first ten Annuity Years would be 10% of $10,000, or $1,000.

2. Assume you make an initial Purchase Payment of $10,000 and make an additional
Purchase Payment of $5,000 in Annuity Year 2. The maximum Free Withdrawal amount during Annuity Year 3 through 10 would be 10% of $15,000, or $1,500. From
Annuity Year 11 and thereafter, you can surrender your Annuity or make a partial withdrawal without a CDSC being deducted from the amount being withdrawn.

3. Assume you make an initial Purchase Payment of $10,000 and take a Free
Withdrawal of $500 in Annuity Year 2 and $1,000 in Annuity Year 3. If you
surrender your Annuity in Annuity Year 5, the CDSC will be assessed against the initial Purchase Payment amount ($10,000), not the amount of Purchase Payments reduced by the amounts that were withdrawn under the Free Withdrawal provision.

IS THERE A CHARGE FOR A PARTIAL WITHDRAWAL?

A CDSC may be assessed against a partial withdrawal during the first ten (10)
Annuity Years. Whether a CDSC applies and the amount to be charged depends on whether the partial withdrawal exceeds any Free Withdrawal amount and, if so, the number of years that have elapsed since the Issue Date of the Annuity.

1. If you request a partial withdrawal, we determine if the amount you requested is available as a Free Withdrawal (in which case it would not be subject to a
CDSC);

2. If the amount requested exceeds the available Free Withdrawal amount, we determine if a CDSC will apply to the partial withdrawal based on the number of years that have elapsed since the Annuity was issued. Any CDSC will only apply to the amount withdrawn that exceeds the Free Withdrawal amount. The maximum
Free Withdrawal amount during each of Annuity Years 1 through 10 is 10% of all
Purchase Payments. Withdrawals of amounts greater than the maximum Free
Withdrawal amount are treated as a withdrawal of Purchase Payments and will be assessed a CDSC. If, during Annuity Years 1 through 10, all Purchase Payments are withdrawn subject to a CDSC, then any subsequent withdrawals will be withdrawn from any gain in the Annuity, which may include Credits.

CAN I MAKE PERIODIC WITHDRAWALS FROM THE ANNUITY DURING THE ACCUMULATION PERIOD?

Yes. We call these "Systematic Withdrawals." You can receive Systematic
Withdrawals of earnings only, principal plus earnings or a flat dollar amount.
Systematic Withdrawals may be subject to a CDSC. We will determine whether a
CDSC applies and the amount in the same way as we would for a partial withdrawal.

Systematic Withdrawals can be made from Account Value allocated to the variable investment options or Fixed Allocations. Generally, Systematic Withdrawals from
Fixed Allocations are limited to earnings accrued after the program of
Systematic Withdrawals begins, or payments of fixed dollar amounts that do not exceed such earnings. Systematic Withdrawals are available on a monthly, quarterly, semi-annual or annual basis. The Surrender Value of your Annuity must be at least $20,000 before we will allow you to begin a program of Systematic
Withdrawals.

The minimum amount for each Systematic Withdrawal is $100. If any scheduled
Systematic Withdrawal is for less than

                                       49

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Access To Account Value continued

$100 (which may occur under a program that provides payment of an amount equal to the earnings in the annuity for the period requested), we may postpone the withdrawal and add the expected amount to the amount that is to be withdrawn on the next scheduled Systematic Withdrawal.

DO YOU OFFER A PROGRAM FOR WITHDRAWALS UNDER SECTION 72(T) OF THE INTERNAL
REVENUE CODE?

Yes. If your Annuity is used as a funding vehicle for certain retirement plans that receive special tax treatment under Sections 401, 403(b) or 408 of the
Code, Section 72(t) of the Code may provide an exception to the 10% penalty tax on distributions made prior to age 59-1/2 if you elect to receive distributions as a series of "substantially equal periodic payments". Distributions received under this provision in any Annuity Year that exceed the maximum amount available as a free withdrawal will be subject to a CDSC. We may apply a Market
Value Adjustment to any Fixed Allocations. To request a program that complies with Section 72(t), you must provide us with certain required information in writing on a form acceptable to us. We may require advance notice to allow us to calculate the amount of 72(t) withdrawals. The Surrender Value of your Annuity must be at least $20,000 before we will allow you to begin a program for withdrawals under Section 72(t). The minimum amount for any such withdrawal is
$100.

You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments before age 59-1/2 that are not subject to the 10% penalty.

WHAT ARE MINIMUM DISTRIBUTIONS AND WHEN WOULD I NEED TO MAKE THEM?
(See "Tax Considerations" for a further discussion of Minimum Distributions.)

Minimum Distributions are a type of Systematic Withdrawal we allow to meet distribution requirements under Sections 401, 403(b) or 408 of the Code. Under the Code, you may be required to begin receiving periodic amounts from your
Annuity. In such case, we will allow you to make Systematic Withdrawals in amounts that satisfy the minimum distribution rules under the Code. We do not assess a CDSC on Minimum Distributions from your Annuity if you are required by law to take such Minimum Distributions from your Annuity at the time it is taken. However, a CDSC may be assessed on that portion of a Systematic
Withdrawal that is taken to satisfy the minimum distribution requirements in relation to other savings or investment plans under other qualified retirement plans not maintained with American Skandia.

The amount of the required Minimum Distribution for your particular situation may depend on other annuities, savings or investments. We will only calculate the amount of your required Minimum Distribution based on the value of your
Annuity. We require three (3) days advance written notice to calculate and process the amount of your payments. You may elect to have Minimum Distributions paid out monthly, quarterly, semi-annually or annually. The $100 minimum amount that applies to Systematic Withdrawals applies to monthly minimum distributions but does not apply to minimum distributions taken out on a quarterly, semi-annual or annual basis.

You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments and satisfying the Minimum Distribution requirements under the Code.

CAN I SURRENDER MY ANNUITY FOR ITS VALUE?

Yes. During the accumulation period you can surrender your Annuity at any time.
Upon surrender, you will receive the Surrender Value. Upon surrender of your
Annuity, you will no longer have any rights under the Annuity.

For purposes of calculating the CDSC on surrender, the Purchase Payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior withdrawals under the Free Withdrawal provision or if your Account Value has declined in value due to negative market performance. We may apply a Market
Value Adjustment to any Fixed Allocations.

Under certain annuity payment options, you may be allowed to surrender your
Annuity for its then current value.

To request the forms necessary to surrender your Annuity, contact our Customer
Service Team at 1-800-680-8920 or visit our Internet Website at
www.americanskandia.prudential.com.

WHAT IS A MEDICALLY-RELATED SURRENDER AND HOW DO I QUALIFY?

Where permitted by law, you may request to surrender your Annuity prior to the
Annuity Date without application of any CDSC upon occurrence of a medically-related "Contingency Event". We may apply a Market Value Adjustment to any Fixed Allocations. The amount payable will be your Account Value minus: (a)
the amount of any Credits applied within 12 months

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AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

of the applicable "Contingency Event" as defined below; and (b) the amount of any Credits added in conjunction with any Purchase Payments received after our receipt of your request for a medically-related surrender (i.e. Purchase
Payments received at such time pursuant to a salary reduction program).

This waiver of any applicable CDSC is subject to our rules, including but not limited to the following:

..    the Annuitant must have been named or any change of Annuitant must have been accepted by us, prior to the "Contingency Event" described below in order to qualify for a medically-related surrender;

..    the Annuitant must be alive as of the date we pay the proceeds of such surrender request;

..    if the Owner is one or more natural persons, all such Owners must also be alive at such time;

..    we must receive satisfactory proof of the Annuitant's confinement in a
     Medical Care Facility or Fatal Illness in writing on a form satisfactory to us; and

..    this benefit is not available if the total Purchase Payments received exceed $500,000 for all annuities issued by us with this benefit where the same person is named as Annuitant.

A "Contingency Event" occurs if the Annuitant is:

..    first confined in a "Medical Care Facility" while your Annuity is in force and remains confined for at least 90 days in a row; or

..    first diagnosed as having a "Fatal Illness" while your Annuity is in force.
     The definitions of "Medical Care Facility" and "Fatal Illness," as well as additional terms and conditions, are provided in your Annuity. Specific details and definitions in relation to this benefit may differ in certain jurisdictions.

WHAT TYPES OF ANNUITY OPTIONS ARE AVAILABLE?

We currently make annuity options available that provide fixed annuity payments, variable payments or adjustable payments. Fixed options provide the same amount with each payment. Variable options generally provide a payment which may increase or decrease depending on the investment performance of the
Sub-accounts. However, currently, we also make a variable payment option that has a guarantee feature. Adjustable options provide a fixed payment that is periodically adjusted based on current interest rates. We do not guarantee to make any annuity payment options available in the future other than those fixed annuitization options guaranteed in your Annuity. Please refer to the
"Guaranteed Minimum Income Benefit" and the "Lifetime Five Income Benefit" under
"Living Benefits" below for a description of annuity options that are available when you elect these benefits. For additional information on annuity payment options you may request a Statement of Additional Information.

When you purchase an Annuity, or at a later date, you may choose an Annuity
Date, an annuity option and the frequency of annuity payments. You may not choose an Annuity Date that occurs in the first three Annuity Years. You may change your choices before the Annuity Date under the terms of your contract. A maximum Annuity Date may be required by law. The Annuity Date may depend on the annuity option you choose. Certain annuity options may not be available depending on the age of the Annuitant. You may not annuitize and receive annuity payments within the first three Annuity Years.

Certain of these annuity options may be available to Beneficiaries who choose to receive the Death Benefit proceeds as a series of payments instead of a lump sum payment.

Option 1

Payments for Life: Under this option, income is payable periodically until the death of the "key life". The "key life" (as used in this section) is the person or persons upon whose life annuity payments are based. No additional annuity payments are made after the death of the key life. Since no minimum number of payments is guaranteed, this option offers the largest amount of periodic payments of the life contingent annuity options. It is possible that only one payment will be payable if the death of the key life occurs before the date the second payment was due, and no other payments nor death benefits would be payable. This Option is currently available on a fixed or variable basis. Under this option, you cannot make a partial or full surrender of the annuity.

Option 2

Payments Based on Joint Lives: Under this option, income is payable periodically during the joint lifetime of two key lives, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the survivor's death. No minimum number of payments is guaranteed under this option. It is possible that only one payment will be payable if the death of all the key lives occurs before the date the second payment was due, and no other payments or death benefits would be payable. This Option is currently available on a fixed or variable basis. Under this option, you cannot make a partial or full surrender of the annuity.

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Access To Account Value continued

Option 3

Payments for Life with a Certain Period: Under this option, income is payable until the death of the key life. However, if the key life dies before the end of the period selected (5, 10 or 15 years), the remaining payments are paid to the
Beneficiary until the end of such period. This Option is currently available on a fixed or variable basis. If you elect to receive payments on a variable basis under this option, you can request partial or full surrender of the annuity and receive its then current cash value (if any) subject to our rules.

Option 4

Fixed Payments for a Certain Period: Under this option, income is payable periodically for a specified number of years. If the payee dies before the end of the specified number of years, the remaining payments are paid to the
Beneficiary until the end of such period. Note that under this option, payments are not based on any assumptions of life expectancy. Therefore, that portion of the Insurance Charge assessed to cover the risk that key lives outlive our expectations provides no benefit to an Owner selecting this option. Under this option, you cannot make a partial or full surrender of the annuity.

Option 5

Variable Payments for Life with a Cash Value: Under this option, benefits are payable periodically until the death of the key life. Benefits may increase or decrease depending on the investment performance of the Sub-accounts. This option has a cash value that also varies with the investment performance of the
Sub-account. The cash value provides a "cushion" from volatile investment performance so that negative investment performance does not automatically result in a decrease in the annuity payment each month, and positive investment performance does not automatically result in an increase in the annuity payment each month. The cushion generally "stabilizes" monthly annuity payments. Any cash value remaining on the death of the key life is paid to the Beneficiary in a lump sum or as periodic payments. Under this option, you can request partial or full surrender of the Annuity and receive its then current cash value (if any) subject to our rules.

Option 6

Variable Payments for Life with a Cash Value and Guarantee: Under this option, benefits are payable as described in Option 5; except that, while the key life is alive, the annuity payment will not be less than a guaranteed amount, which generally is equal to the first annuity payment. We charge an additional amount for this guarantee. Under this option, any cash value remaining on the death of the key life is paid to the Beneficiary in a lump sum or as periodic payments.
Under this option, you can request partial or full surrender of the annuity and receive its then current cash value (if any) subject to our rules.

We may make additional annuity payment options available in the future.

HOW AND WHEN DO I CHOOSE THE ANNUITY PAYMENT OPTION?

Unless prohibited by law, we require that you elect either a life annuity or an annuity with a certain period of at least 5 years if any CDSC would apply were you to surrender your Annuity on the Annuity Date. Therefore, choosing an
Annuity Date within ten (10) years of the Issue Date of the Annuity may limit the available annuity payment options. Certain annuity payment options may not be available if your Annuity Date occurs during the period that a CDSC would apply.

You have a right to choose your annuity start date. If you have not provided us with your Annuity Date or annuity payment option in writing, then:

..    a default date for the Annuity Date will be the first day of the calendar month following the later of the Annuitant's 85th birthday or the fifth anniversary of our receipt of your request to purchase an Annuity; and

..    the annuity payments, where allowed by law, will be calculated on a fixed basis under Option 3, Payments for Life with 10 years certain.

If you choose to defer the Annuity Date beyond the default date, the IRS may not consider your contract to be an annuity under the tax law. If that should occur, all gain in your contract at that time will become immediately taxable to you.
Further, each subsequent year's increase in Account Value would be taxable in that year. By choosing to continue to defer after the default date, you will assume the risk that your Annuity will not be considered an annuity for federal income tax purposes.

HOW ARE ANNUITY PAYMENTS CALCULATED?

Fixed Annuity Payments (Options 1-4)

If you choose to receive fixed annuity payments, you will receive equal fixed-dollar payments throughout the period you select. The amount of the fixed payment will vary depending on the annuity payment option and payment frequency you select. Generally, the first annuity payment is determined by multiplying the Account Value, minus any state premium taxes that

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AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

may apply, by the factor determined from our table of annuity rates. The table of annuity rates differs based on the type of annuity chosen and the frequency of payment selected. Our rates will not be less than our guaranteed minimum rates. These guaranteed minimum rates are derived from the a2000 Individual
Annuity Mortality Table with an assumed interest rate of 3% per annum. Where required by law or regulation, such annuity table will have rates that do not differ according to the gender of the key life. Otherwise, the rates will differ according to the gender of the key life.

Variable Annuity Payments

Generally, we offer three different types of variable annuity payment options.
The first annuity payment will be calculated based upon the assumed investment return ("AIR"). You select the AIR before we start to make annuity payments. You will not receive annuity payments until you choose an AIR. The remaining annuity payments will fluctuate based on the performance of the Sub-accounts relative to the AIR, as well as, other factors described below. The greater the AIR, the greater the first annuity payment. A higher AIR may result in smaller potential growth in the annuity payments. A lower AIR results in a lower initial annuity payment. Within payment options 1-3, if the Sub-accounts you choose perform exactly the same as the AIR, then subsequent annuity payments will be the same as the first annuity payment. If the Sub-accounts you choose perform better than the AIR, then subsequent annuity payments will be higher than the first annuity payment. If the Sub-accounts you choose perform worse than the AIR, then subsequent annuity payments will be lower than the first. Within payment options
5 and 6, the cash value for the Annuitant (while alive) and a variable period of time during which annuity payments will be made whether or not the Annuitant is still alive are adjusted based on the performance of the Sub-accounts relative to the AIR; however, subsequent annuity payments do not always increase or decrease based on the performance of the Sub-accounts relative to the AIR.

..    Variable Payments (Options 1-3) We calculate each annuity payment amount by multiplying the number of units scheduled to be redeemed under a schedule of units for each Sub-account by the Unit Value of each Sub-account on the annuity payment date. We determine the schedule of units based on your
     Account Value (minus any premium tax that applies) at the time you elect to begin receiving annuity payments. The schedule of units will vary based on the annuity payment option selected, the length of any certain period (if applicable), the Annuitant's age and gender (if annuity payments are due for the life of the Annuitant) and the Unit Value of the Sub-accounts you initially selected on the Issue Date. The calculation is performed for each
     Sub-account, and the sum of the Sub-account calculations equals the amount of your annuity payment. Other than to fund annuity payments, the number of units allocated to each Sub-account will not change unless you transfer among the Sub-accounts or make a withdrawal (if allowed). You can select one of three AIRs for these options: 3%, 5% or 7%.

..    Stabilized Variable Payments (Option 5) This option provides guaranteed payments for life, a cash value for the Annuitant (while alive) and a variable period of time during which annuity payments will be made whether or not the Annuitant is still alive. We calculate the initial annuity payment amount by multiplying the number of units scheduled to be redeemed under a schedule of units by the Unit Values determined on the annuitization date. The schedule of units is established for each
     Sub-account you choose on the annuitization date based on the applicable benchmark rate, meaning the AIR, and the annuity factors. The annuity factors reflect our assumptions regarding the costs we expect to bear in guaranteeing payments for the lives of the Annuitant and will depend on the benchmark rate, the annuitant's attained age and gender (where permitted).
     Unlike variable payments (described above) where each payment can vary based on Sub-account performance, this payment option cushions the immediate impact of Sub-account performance by adjusting the length of the time during which annuity payments will be made whether or not the
     Annuitant is alive while generally maintaining a level annuity payment amount. Sub-account performance that exceeds a benchmark rate will generally extend this time period, while Sub-account performance that is less than a benchmark rate will generally shorten the period. If the period reaches zero and the Annuitant is still alive, Annuity Payments continue, however, the annuity payment amount will vary depending on Sub-account performance, similar to conventional variable payments. The AIR for this option is 4%.

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Access To Account Value continued

..    Stabilized Variable Payments with a Guaranteed

Minimum (Option 6) This option provides guaranteed payments for life in the same manner as Stabilized Variable Payments (described above). In addition to the stabilization feature, this option also guarantees that variable annuity payments will not be less than the initial annuity payment amount regardless of
Sub-account performance. The AIR for this option is 3%.

The variable annuity payment options are described in greater detail in a separate prospectus which will be provided to you at the time you elect one of the variable annuity payment options.

Adjustable Annuity Payments

We may make an adjustable annuity payment option available. Adjustable annuity payments are calculated similarly to fixed annuity payments except that on every fifth (5th) anniversary of receiving annuity payments, the annuity payment amount is adjusted upward or downward depending on the rate we are currently crediting to annuity payments. The adjustment in the annuity payment amount does not affect the duration of remaining annuity payments, only the amount of each payment.

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AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

LIVING BENEFIT PROGRAMS

DO YOU OFFER PROGRAMS DESIGNED TO PROVIDE INVESTMENT PROTECTION FOR OWNERS WHILE
THEY ARE ALIVE?

American Skandia offers different optional benefits, for an additional charge, that can provide investment protection for Owners while they are alive.
Notwithstanding the additional protection provided under the optional Living
Benefit Programs, the additional cost has the impact of reducing net performance of the investment options. Each optional benefit offers a distinct type of guarantee, regardless of the performance of variable investment options, that may be appropriate for you depending on the manner in which you intend to make use of your annuity while you are alive. Depending on which optional benefit you choose, you can have substantial flexibility to invest in variable investment options while:

..    protecting a principal amount from decreases in value as of specified future dates due to investment performance;

..    taking withdrawals with a guarantee that you will be able to withdraw not less than a principal amount over time; or

..    guaranteeing a minimum amount of growth will be applied to your principal, if it is to be used as the basis for lifetime income payments beginning after a waiting period.

Below is a brief summary of the "living benefits" that American Skandia offers.
Please refer to the benefit description for a complete description of the terms, conditions and limitations of each optional benefit. You should consult with your Investment Professional to determine if any of these optional benefits may be appropriate for you based on your financial needs. There are many factors to consider, but we note that among them you may want to evaluate the tax implications of these different approaches to meeting your needs, both between these benefits and in comparison to other potential solutions to your needs
(e.g. comparing the tax implications of the withdrawal benefit and annuity payments).

I. The Guaranteed Return Option Plus(SM) (GRO Plus(SM)) guarantees that, after a seven-year period following commencement of the program ("maturity date") and on each anniversary of the maturity date thereafter, your Account Value will not be less than the Account Value on the effective date of the program. The program also offers you the option to elect a second, enhanced guarantee amount at a higher Account Value subject to a separate maturity period (and its anniversaries). The GRO Plus(SM) program may be appropriate if you wish to protect a principal amount (called the "Protected Principal Value") against market downturns as of a specific date in the future, but also wish to exercise control by allocating and transferring your available Account Value among the variable investment options to participate in market experience. Under the GRO
Plus(SM) program, you give us the right to allocate amounts to Fixed Allocations as needed to support the guarantees provided. The available Account Value that may be allocated among your variable investment options are those amounts not allocated to the Fixed Allocations to support the guarantees provided.

II. The Guaranteed Minimum Withdrawal Benefit (GMWB) guarantees your ability to make cumulative withdrawals over time equal to an initial principal value
(called the "Protected Value"), regardless of decreases in your Account Value due to market losses. The GMWB program may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that market performance will not affect your ability to receive guaranteed minimum withdrawals. Taking income as withdrawals, rather than annuity payments, may be less tax efficient for non-qualified uses of the Annuity, but provides greater control over the timing and amount of withdrawals during the accumulation period, as well as continuing the Annuity's other benefits, such as the death benefit.

III. The Guaranteed Minimum Income Benefit (GMIB) guarantees your ability, after a minimum seven-year waiting period, to begin receiving income from the Annuity in the form of annuity payments based on your total Purchase Payments (and any
Credits applied to such Purchase Payments) under the contract and an annual increase of 5% on such Purchase Payments, adjusted for withdrawals, regardless of the impact of market performance on your Account Value. The GMIB program may be appropriate if you anticipate using your Annuity as a future source of periodic fixed income payments for the remainder of your life and wish to ensure that the basis upon which your income payments will be calculated will achieve at least a minimum amount despite fluctuations in market performance.

IV. The Lifetime Five Income Benefit guarantees your ability to withdraw amounts equal to a percentage of a "Protected Withdrawal Value" regardless of decreases in your Account Value due to market losses. The Lifetime Five Benefit may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that market performance will

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Living Benefit Programs continued

not affect your ability to receive guaranteed minimum with- drawals. Taking income as withdrawals, rather than annuity payments, may be less tax efficient for non-qualified uses of the Annuity, but provides greater control over the timing and amount of withdrawals during the accumulation period, as well as continuing the Annuity's other benefits, such as the death benefit.

GUARANTEED RETURN OPTION PLUS(SM)
(GRO Plus(SM))

The Guaranteed Return Option Plus described below is only being offered in those jurisdictions where we have received regulatory approval, and will be offered subsequently in other jurisdictions when we receive regulatory approval in those jurisdictions. Certain terms and conditions may differ between jurisdictions once approved. The program can be elected by new purchasers on the Issue Date of their Annuity, and can be elected by existing Annuity Owners on either the anniversary of the Issue Date of their Annuity or on a date other than that anniversary, as described below under "Election of the Program". The Guaranteed
Return Option Plus is not available if you elect the Guaranteed Return Option program (and it is currently active), the Guaranteed Minimum Withdrawal Benefit rider, the Guaranteed Minimum Income Benefit rider, the Lifetime Five Income
Benefit rider, the Highest Daily Value Death Benefit, or the Dollar Cost
Averaging program if it involves transfers out of the Fixed Allocations.

We offer a program that, after a seven-year period following commencement of the program (we refer to the end of that period and any applicable subsequent period as the "maturity date") and on each anniversary of the maturity date thereafter while the program remains in effect, guarantees your Account Value will not be less than your Account Value on the effective date of your program (called the
"Protected Principal Value"). The program also offers you the opportunity to elect a second, enhanced guaranteed amount at a later date if your Account Value has increased, while preserving the guaranteed amount established on the effective date of your program. The enhanced guaranteed amount (called the
"Enhanced Protected Principal Value") guarantees that, after a separate period following election of the enhanced guarantee and on each anniversary thereafter while this enhanced guarantee amount remains in effect, your Account Value will not be less than your Account Value on the effective date of your election of the enhanced guarantee.

The program monitors your Account Value daily and, if necessary, systematically transfers amounts between variable investment options you choose and Fixed
Allocations used to support the Protected Principal Value(s). The program may be appropriate if you wish to protect a principal amount against market downturns as of a specific date in the future, but also wish to invest in the variable investment options to participate in market performance. There is an additional charge if you elect the Guaranteed Return Option Plus program.

The guarantees provided by the program exist only on the applicable maturity date(s) and on each anniversary of the maturity date(s) thereafter. However, due to the ongoing monitoring of your Account Value and the transfer of Account
Value between the variable investment options and the Fixed Allocations to support our future guarantees, the program may provide some protection from significant market losses if you choose to surrender the Annuity or begin receiving annuity payments prior to a maturity date. For this same reason, the program may limit your ability to benefit from market increases while it is in effect.

KEY FEATURE -- Protected Principal
Value/Enhanced Protected Principal Value

The Guaranteed Return Option Plus offers a base guarantee as well as the option of electing an enhanced guarantee at a later date.

..    Base Guarantee: Under the base guarantee, American Skandia guarantees that on the maturity date and on each anniversary of the maturity date thereafter that the program remains in effect, your Account Value will be no less than the Protected Principal Value. On the maturity date and on each anniversary after the maturity date that the program remains in effect, if your Account Value is below the Protected Principal Value,
     American Skandia will apply additional amounts to your Annuity from its general account to increase your Account Value to be equal to the Protected
     Principal Value.

..    Enhanced Guarantee: On any anniversary following commencement of the program, you can establish an enhanced

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AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

guaranteed amount based on your current Account Value. Under the enhanced guarantee, American Skandia guarantees that at the end of a specified period following the election of the enhanced guarantee (also referred to as its
"maturity date"), and on each anniversary of the maturity date thereafter that the enhanced guaranteed amount remains in effect, your Account Value will be no less than the Enhanced Protected Principal Value. You can elect an enhanced guarantee more than once; however, a subsequent election supersedes the prior election of an enhanced guarantee. Election of an enhanced guarantee does not impact the base guarantee. In addition, you may elect an "auto step-up" feature that will automatically create an enhanced guarantee (or increase your enhanced guarantee, if previously elected) on each anniversary of the program (and create a new maturity period for the new enhanced guarantee) if the Account Value as of that anniversary exceeds the protected principal value or enhanced protected principal value by 7% or more. You may also elect to terminate an enhanced guarantee. If you elect to terminate the enhanced guarantee, the base guarantee will remain in effect. If you have elected the enhanced guarantee, on the guarantee's maturity date and on each anniversary of the maturity date thereafter that the enhanced guarantee amount remains in effect, if your Account
Value is below the Enhanced Protected Principal Value, American Skandia will apply additional amounts to your Annuity from its general account to increase your Account Value to be equal to the Enhanced Protected Principal Value.

Any amounts added to your Annuity to support our guarantees under the program will be applied to any Fixed Allocations first and then to the sub-accounts pro rata, based on your most recent allocation instructions in accordance with the allocation mechanism we use under the program. We will notify you of any amounts added to your Annuity under the program. If our assumptions are correct and the operations relating to the administration of the program work properly, we do not expect that we will need to add additional amounts to the Annuity. The
Protected Principal Value is referred to as the "Base Guarantee" and the
Enhanced Protected Principal Value is referred to as the "Step-up Guarantee" in the rider we issue for this benefit.

Withdrawals under your Annuity

Withdrawals from your Annuity, while the program is in effect, will reduce the base guarantee under the program as well as any enhanced guarantee. Cumulative annual withdrawals up to 5% of the Protected Principal Value as of the effective date of the program (adjusted for any subsequent Purchase Payments and any
Credits applied to such Purchase Payments) will reduce the applicable guaranteed amount by the actual amount of the withdrawal (referred to as the
"dollar-for-dollar limit"). If the amount withdrawn is greater than the dollar-for-dollar limit, the portion of the withdrawal equal to the dollar-for-dollar limit will be treated as described above, and the portion of the withdrawal in excess of the dollar-for-dollar limit will reduce the base guarantee and the enhanced guarantee proportionally, according to the formula as described in the rider for this benefit (see the examples of this calculation below). Withdrawals other than Systematic Withdrawals will be taken pro-rata from the variable investment options and any Fixed Allocations. Systematic
Withdrawals will be taken pro-rata from the variable investment options and any
Fixed Allocations up to growth attributable to the Fixed Allocations and thereafter pro-rata solely from the variable investment options. Withdrawals will be subject to all other provisions of the Annuity, including any Contingent
Deferred Sales Charge and Market Value Adjustment that would apply.

Charges for other optional benefits under the Annuity that are deducted as an annual charge in arrears will not reduce the applicable guaranteed amount under the Guaranteed Return Option Plus program, however, any partial withdrawals in payment of charges for any third party investment advisory service will be treated as withdrawals and will reduce the applicable guaranteed amount.

The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GRO Plus(SM) program are
October 13, 2004; 2.) an initial Purchase Payment of $250,000 (includes any
Credits); 3.) a base guarantee amount of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000):

Example 1. Dollar-for-dollar reduction

A $10,000 withdrawal is taken on November 29, 2004 (in the first Annuity Year).
No prior withdrawals have been taken. As the amount withdrawn is less than the
Dollar-for-dollar Limit:

..    The base guarantee amount is reduced by the amount withdrawn (i.e., by
     $10,000, from $250,000 to $240,000).

..    The remaining dollar-for-dollar limit ("Remaining Limit") for the balance of the first Annuity Year is also reduced by the amount withdrawn (from
     $12,500 to $2,500).

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Living Benefit Programs continued

Example 2. Dollar-for-dollar and proportional reductions A second $10,000 withdrawal is taken on December 18, 2004 (still within the first Annuity Year).
The Account Value immediately before the withdrawal is $180,000. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:

..    The base guarantee amount is first reduced by the Remaining Limit (from
     $240,000 to $237,500);

..    The result is then further reduced by the ratio of A to B, where:

..    A is the amount withdrawn less the Remaining Limit ($10,000 - $2,500, or
     $7,500).

..    B is the Account Value less the Remaining Limit ($180,000 - $2,500, or
     $177,500).

The resulting base guarantee amount is: $237,500 x (1 - $7,500 / $177,500), or
$227,464.79.

..    The Remaining Limit is set to zero (0) for the balance of the first Annuity
     Year.

Example 3. Reset of the Dollar-for-dollar Limit A $10,000 withdrawal is made on
December 19, 2005 (second Annuity Year). The Remaining Limit has been reset to the dollar-for-dollar limit of $12,500. As the amount withdrawn is less than the dollar-for-dollar limit:

..    The base guarantee amount is reduced by the amount withdrawn (i.e., reduced by $10,000, from $227,464.79 to $217,464.79).

..    The Remaining Limit for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

KEY FEATURE -- ALLOCATION OF ACCOUNT VALUE

Account Value is transferred to and maintained in Fixed Allocations to the extent we, in our sole discretion, deem it is necessary to support our guarantee(s) under the program. We monitor fluctuations in your Account Value each Valuation Day, as well as the prevailing interest rates on Fixed
Allocations, the remaining duration(s) until the applicable maturity date(s) and the amount of Account Value allocated to Fixed Allocation(s) relative to a
"reallocation trigger", which determines whether Account Value must be transferred to or from Fixed Allocation(s). While you are not notified when your
Account Value reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from Fixed Allocation(s).

.. If your Account Value is greater than or equal to the reallocation trigger, your Account Value in the variable investment options will remain allocated according to your most recent instructions. If a portion of Account Value was previously allocated to a Fixed Allocation to support the applicable guaranteed amount, all or a portion of those amounts may be transferred from the Fixed
Allocation and re-allocated to the variable investment options pro-rata according to your most recent allocation instructions (including the model allocations under any asset allocation program you may have elected). A Market
Value Adjustment will apply when we reallocate Account Value from a Fixed
Allocation to the variable investment options, which may result in a decrease or increase in your Account Value.

.. If your Account Value is less than the reallocation trigger, a portion of your
Account Value in the variable investment options will be transferred from your variable investment options pro rata according to your allocations to a new
Fixed Allocation(s) to support the applicable guaranteed amount. The new Fixed
Allocation(s) will have a Guarantee Period equal to the time remaining until the applicable maturity date(s). The Account Value allocated to the new Fixed
Allocation(s) will be credited with the fixed interest rate(s) then being credited to a new Fixed Allocation(s) maturing on the applicable maturity date(s) (rounded to the next highest yearly duration). The Account Value will remain invested in each applicable Fixed Allocation until the applicable maturity date unless, at an earlier date, your Account Value is greater than or equal to the reallocation trigger and, therefore, amounts can be transferred to the variable investment options while maintaining the guaranteed protection under the program (as described above).

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If a significant amount of your Account Value is systematically transferred to
Fixed Allocations to support the Protected Principal Value and/or the Enhanced
Protected Principal Value during periods of market declines, low interest rates, and/or as the program nears its maturity date, less of your Account Value may be available to participate in the investment experience of the variable investment options if there is a subsequent market recovery. During periods closer to the maturity date of the base guarantee or any enhanced guarantee, or any anniversary of such maturity date(s), a significant portion of your Account
Value may be allocated to Fixed Allocations to support any applicable guaranteed amount(s). If your Account Value is less than the reallocation trigger and new
Fixed Allocations must be established during periods where the interest rate(s)
being credited to such Fixed Allocations is low, a larger portion of your
Account Value may need to be transferred to Fixed Allocations to support the applicable guaranteed amount(s), causing less of your Account Value to be available to participate in the investment experience of the variable investment options.

Separate Fixed Allocations may be established in support of the Protected
Principal Value and the Enhanced Protected Principal Value (if elected). There may also be circumstances when a Fixed Allocation will be established only in support of the Protected Principal Value or the Enhanced Protected Principal
Value. If you elect an enhanced guarantee, it is more likely that a portion of your Account Value may be allocated to Fixed Allocations and will remain allocated for a longer period of time to support the Enhanced Protected
Principal Value, even during a period of positive market performance and/or under circumstances where Fixed Allocations would not be necessary to support the Protected Principal Value. Further, there may be circumstances where Fixed
Allocations in support of the Protected Principal Value or Enhanced Protected
Principal Value are transferred to the variable investment options differently than each other because of the different guarantees they support.

American Skandia uses an allocation mechanism based on assumptions of expected and maximum market volatility, interest rates and time left to the maturity of the program to determine the reallocation trigger. The allocation mechanism is used to determine the allocation of Account Value between Fixed Allocations and the Sub-accounts you choose. American Skandia reserves the right to change the allocation mechanism and the reallocation trigger at its discretion, subject to regulatory approval where required. Changes to the allocation mechanism and/or the reallocation trigger may be applied to existing programs where allowed by law.

Election of the Program

The Guaranteed Return Option Plus program can be elected at the time that you purchase your Annuity, or on any Valuation Day thereafter (prior to annuitization). If you elect the program after the Issue Date of your Annuity, the program will be effective as of the Valuation Day that we receive the required documentation in good order at our home office, and the guaranteed amount will be based on your Account Value as of that date. If you previously elected the Guaranteed Return Option program and wish to elect the Guaranteed
Return Option Plus program, your prior Guaranteed Return Option program will be terminated. Termination of the Guaranteed Return Option for the purpose of electing the Guaranteed Return Option Plus, will be treated as any other termination of the Guaranteed Return Option (see below), including the termination of any guaranteed amount, and application of any applicable Market
Value Adjustment when amounts are transferred to the variable investment options as a result of the termination. The Guaranteed Return Option Plus program will then be added to your Annuity based on the current Account Value.

Termination of the Program

You can elect to terminate the enhanced guarantee but maintain the protection provided by the base guarantee. You also can terminate the Guaranteed Return
Option Plus program entirely. If you terminate the program entirely, you can subsequently elect to participate in the program again (based on the Account
Value on that date) by furnishing the documentation we require. In a rising market, you could, for example, terminate the program on a given Valuation Day and two weeks later reinstate the program with a higher base guarantee (and a new maturity date). However, your ability to reinstate the program is limited by the following: (A) in any Annuity Year, we do not permit more than two program elections (including any election made effective on the Annuity issue date and any election made by a surviving spouse) and (B) a program reinstatement cannot be effected on the same Valuation Day on which a program termination was effected. Upon termination,

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any Account Value in the Fixed Allocations will be transferred to the variable investment options pro-rata based on the Account Values in such variable investment options, or in accordance with any effective asset allocation program. A Market Value Adjustment will apply.

The program will terminate automatically upon: (a) the death of the Owner or the
Annuitant (in an entity owned contract); (b) as of the date Account Value is applied to begin annuity payments; or (c) upon full surrender of the Annuity. If you elect to terminate the program, the Guaranteed Return Option Plus will no longer provide any guarantees. The surviving spouse may elect the benefit at any time, subject to the limitations described above, after the death of the Annuity
Owner. The surviving spouse's election will be effective on the Valuation Day that we receive the required documentation in good order at our home office, and the Account Value on that Valuation Day will be the Protected Principal Value.

The charge for the Guaranteed Return Option Plus program will no longer be deducted from your Account Value upon termination of the program.

Special Considerations under the Guaranteed Return Option Plus This program is subject to certain rules and restrictions, including, but not limited to the following:

..    Upon inception of the program, 100% of your Account Value must be allocated to the variable investment options. No Fixed Allocations may be in effect as of the date that you elect to participate in the program. However, the reallocation trigger may transfer Account Value to Fixed Allocations as of the effective date of the program under some circumstances.

..    You cannot allocate any portion of Purchase Payments (including any Credits applied to such Purchase Payments) or transfer Account Value to or from a
     Fixed Allocation while participating in the program; however, all or a portion of any Purchase Payments (including any Credits applied to such
     Purchase Payments) may be allocated by us to Fixed Allocations to support the amount guaranteed. You cannot participate in any dollar cost averaging program that transfers Account Value from a Fixed Allocation to a variable investment option.

..    Transfers from Fixed Allocations made as a result of the allocation mechanism under the program will be subject to the Market Value Adjustment formula under the Annuity; however, the 0.10% liquidity factor in the formula will not apply. A Market Value Adjustment may be either positive or negative. Transfer amounts will be taken from the most recently established
     Fixed Allocation.

..    Transfers from the Sub-accounts to Fixed Allocations or from Fixed
     Allocations to the Sub-accounts under the program will not count toward the maximum number of free transfers allowable under the Annuity.

..    Any amounts applied to your Account Value by American Skandia on the maturity date or any anniversary of the maturity date will not be treated as "investment in the contract" for income tax purposes.

..    Low interest rates may require allocation to Fixed Allocations even when the current Account Value exceeds the guarantee.

..    As the time remaining until the applicable maturity date gradually decreases the program will become increasingly sensitive to moves to Fixed
     Allocations.

..    We currently limit the variable investment options in which you may allocate Account Value if you participate in this program. We reserve the right to transfer any Account Value in a prohibited investment option to an eligible investment option. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year. We may also require that you allocate your Account
     Value according to an asset allocation model.

Charges under the Program

We deduct a charge equal to 0.25% of the average daily net assets of the sub-accounts for participation in the Guaranteed Return Option Plus program. The annual charge is deducted daily. Account Value allocated to Fixed Allocations under the program is not subject to the charge. The charge is deducted to compensate American Skandia for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed; and (b) administration of the program.

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AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

GUARANTEED RETURN OPTION (GRO)

The Guaranteed Return Option described below is offered only in those jurisdictions where we have not yet received regulatory approval for the
Guaranteed Return Option Plus as of the date the election of the option is made.
Certain terms and conditions may differ between jurisdictions. The program can be elected by new purchasers on the Issue Date of their Annuity, and can be elected by existing Annuity Owners on either the anniversary of the Issue Date of their Annuity or on a date other than that anniversary, as described below under "Election of the Program". The Guaranteed Return Option is not available if you elect the GRO Plus Rider, the Guaranteed Minimum Withdrawal Benefit
rider, the Guaranteed Minimum Income Benefit rider, the Lifetime Five Income
Benefit rider, the Highest Daily Value Death Benefit or the Dollar Cost
Averaging program if it involves transfers out of the Fixed Allocations.

We offer a program that, after a seven-year period following commencement of the program (we refer to the end of that period as the "maturity date") guarantees your Account Value will not be less than your Account Value on the effective date of your program (called the "Protected Principal Value").

The program monitors your Account Value daily and, if necessary, systematically transfers amounts between variable investment options you choose and the Fixed
Allocation used to support the Protected Principal Value. The program may be appropriate if you wish to protect a principal amount against market downturns as of a specific date in the future, but also wish to invest in the variable investment options to participate in market performance. There is an additional charge if you elect the Guaranteed Return Option program.

The guarantees provided by the program exist only on the applicable maturity date. However, due to the ongoing monitoring of your Account Value and the transfer of Account Value between the variable investment options and the Fixed
Allocation to support our future guarantee, the program may provide some protection from significant market losses if you choose to surrender the Annuity or begin receiving annuity payments prior to a maturity date. For this same reason, the program may limit your ability to benefit from market increases while it is in effect.

KEY FEATURE -- Protected Principal Value

..    Under the GRO option, American Skandia guarantees that on the maturity date, your Account Value will be no less than the Protected Principal
     Value. On the maturity date if your Account Value is below the Protected
     Principal Value, American Skandia will apply additional amounts to your
     Annuity from its general account to increase your Account Value to be equal to the Protected Principal Value.

Any amounts added to your Annuity to support our guarantees under the program will be applied to the Fixed Allocation first and then to the Sub-accounts pro-rata, based on your most recent allocation instructions in accordance with the allocation mechanism we use under the program. We will notify you of any amounts added to your Annuity under the program. If our assumptions are correct and the operations relating to the administration of the program work properly, we do not expect that we will need to add additional amounts to the Annuity. The
Protected Principal Value is generally referred to as the "Guaranteed Amount" in the rider we issue for this benefit.

KEY FEATURE -- Allocation of Account Value Account Value is transferred to and maintained in a Fixed Allocation to the extent we, in our sole discretion, deem it is necessary to support our guarantee under the program. We monitor fluctuations in your Account Value each Valuation Day, as well as the prevailing interest rates on the Fixed Allocation, the remaining duration until the applicable maturity date and the amount of Account Value allocated to the Fixed
Allocation relative to a "reallocation trigger", which determines whether
Account Value must be transferred to or from the Fixed Allocation. While you are not notified when your Account Value reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your
Account Value either to or from the Fixed Allocation.

.. If your Account Value is greater than or equal to the reallocation trigger, your Account Value in the variable investment options will remain allocated according to your most recent instructions. If a portion of Account Value was previously allocated to the Fixed Allocation to support the guaranteed amount, all or a portion of those amounts may be transferred from the Fixed Allocation and re-allocated to the variable investment options pro-rata according to your most recent allocation instructions (including the model

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Living Benefit Programs continued

allocations under any asset allocation program you may have elected). A Market
Value Adjustment will apply when we reallocate Account Value from the Fixed
Allocation to the variable investment options, which may result in a decrease or increase in your Account Value.

..    If your Account Value is less than the reallocation trigger, a portion of your Account Value in the variable investment options will be transferred from your variable investment options pro rata according to your allocations to a new Fixed Allocation to support the guaranteed amount. The new Fixed Allocation will have a Guarantee Period equal to the time remaining until the applicable maturity date. The Account Value allocated to the new Fixed Allocation will be credited with the fixed interest rate then being credited to a new Fixed Allocation maturing on the applicable maturity date (rounded to the next highest yearly duration). The Account
     Value will remain invested in the Fixed Allocation until the maturity date unless, at an earlier date, your Account Value is greater than or equal to the reallocation trigger and, therefore, amounts can be transferred to the variable investment options while maintaining the guaranteed protection under the program (as described above).

If a significant amount of your Account Value is systematically transferred to the Fixed Allocation to support the Protected Principal Value during periods of market declines, low interest rates, and/or as the program nears its maturity date, less of your Account Value may be available to participate in the investment experience of the variable investment options if there is a subsequent market recovery. During periods closer to the maturity date of the guarantee a significant portion of your Account Value may be allocated to the
Fixed Allocation to support any applicable guaranteed amount. If your Account
Value is less than the reallocation trigger and a new Fixed Allocation must be established during periods where the interest rate being credited to such Fixed
Allocations is low, a larger portion of your Account Value may need to be transferred to the Fixed Allocation to support the guaranteed amount, causing less of your Account Value to be available to participate in the investment experience of the variable investment options.

American Skandia uses an allocation mechanism based on assumptions of expected and maximum market volatility, interest rates and time left to the maturity of the program to determine the reallocation trigger. The allocation mechanism is used to determine the allocation of Account Value between Fixed Allocation and the Sub-accounts you choose. American Skandia reserves the right to change the allocation mechanism and the reallocation trigger at its discretion, subject to regulatory approval where required. Changes to the allocation mechanism and/or the reallocation trigger may be applied to existing programs where allowed by law.

Election of the Program

The Guaranteed Return Option can be elected at the time that you purchase your
Annuity, or on any Valuation Day thereafter (prior to annuitization). If you elect the program after the Issue Date of your Annuity, the program will be effective as of the Valuation Day that we receive the required documentation in good order at our home office, and the guaranteed amount will be based on your
Account Value as of that date.

Termination of the Program

The Annuity Owner also can terminate the Guaranteed Return Option program. Upon termination, any Account Value in the Fixed Allocations will be transferred to the variable investment options pro-rata based on the Account Values in such variable investment options, or in accordance with any effective asset allocation program. A Market Value Adjustment will apply.

The program will terminate automatically upon: (a) the death of the Owner or the
Annuitant (in an entity owned con tract); (b) as of the date Account Value is applied to begin annuity payments; or (c) upon full surrender of the Annuity. If you elect to terminate the program, the Guaranteed Return Option will no longer provide any guarantees. If the surviving spouse assumes the Annuity, he/she may re-elect the benefit on any anniversary of the Issue Date of the Annuity or, if the deceased Owner had not previously elected the benefit, may elect the benefit at any time. The surviving spouse's election will be effective on the Valuation
Day that we receive the required documentation in good order at our home office, and the Account Value on that Valuation Day will be the Protected Principal
Value.

The charge for the Guaranteed Return Option program will no longer be deducted from your Account Value upon termination of the program.

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AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Special Considerations under the Guaranteed Return Option

This program is subject to certain rules and restrictions, including, but not limited to the following:

..    Upon inception of the program, 100% of your Account Value must be allocated to the variable investment options. The Fixed Allocations may not be in effect as of the date that you elect to participate in the program.
     However, the reallocation trigger may transfer Account Value to the Fixed
     Allocation as of the effective date of the program under some circumstances.

..    Annuity Owners cannot allocate any portion of Purchase Payments (including any Credits applied to such Purchase Payments) or transfer Account Value to or from the Fixed Allocation while participating in the program; however, all or a portion of any Purchase Payments (including any Credits applied to such Purchase Payments) may be allocated by us to the Fixed Allocation to support the amount guaranteed. You cannot participate in any dollar cost averaging program that transfers Account Value from the Fixed Allocation to a variable investment option.

..    Transfers from the Fixed Allocation made as a result of the allocation mechanism under the program will be subject to the Market Value Adjustment formula under the Annuity; however, the 0.10% liquidity factor in the formula will not apply. A Market Value Adjustment may be either positive or negative. Transfer amounts will be taken from the most recently established
     Fixed Allocation.

..    Transfers from the Sub-accounts to the Fixed Allocation or from the Fixed
     Allocation to the Sub-accounts under the program will not count toward the maximum number of free transfers allowable under the Annuity.

..    Any amounts applied to your Account Value by American Skandia on the maturity date or any anniversary of the maturity date will not be treated as "investment in the contract" for income tax purposes.

..    Low interest rates may require allocation to the Fixed Allocation even when the current Account Value exceeds the guarantee.

..    As the time remaining until the applicable maturity date gradually decreases the program will become increasingly sensitive to moves to the
     Fixed Allocation.

..    We currently limit the variable investment options in which you may allocate Account Value if you participate in this program. We reserve the right to transfer any Account Value in a prohibited investment option to an eligible investment option. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year. We may also require that you allocate your Account
     Value according to an asset allocation model.

Charges under the Program

We deduct a charge equal to 0.25% of the average daily net assets of the sub-accounts for participation in the Guaranteed Return Option program. The annual charge is deducted daily. In those states where the daily deduction of the charge has not yet been approved, the annual charge is deducted annually, in arrears. Account Value allocated to the Fixed Allocation under the program is not subject to the charge. The charge is deducted to compensate American Skandia for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed; and (b) administration of the program.

GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB)

The Guaranteed Minimum Withdrawal Benefit program described below is only being offered in those jurisdictions where we have received regulatory approval and will be offered subsequently in other jurisdictions when we receive regulatory approval in those jurisdictions. Certain terms and conditions may differ between jurisdictions once approved. Currently, the program can only be elected by new purchasers on the Issue Date of their Annuity. We may offer the program to existing Annuity Owners in the future, subject to our eligibility rules and restrictions. The Guaranteed Minimum Withdrawal Benefit program is not available if you elect the Guaranteed Return Option, Guaranteed Return Option Plus, the
Guaranteed Minimum Income Benefit rider, or the Lifetime Five Income Benefit rider.

We offer a program that guarantees your ability to withdraw amounts equal to an initial principal value (called the "Protected Value"), regardless of the impact of market performance on your Account Value, subject to our program rules regarding the timing and amount of withdrawals. The program may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that market performance

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Living Benefit Programs continued

will not affect your ability to protect your principal. You are not required to make withdrawals as part of the program -- the guarantee is not lost if you withdraw less than the maximum allowable amount of principal each year under the rules of the program. There is an additional charge if you elect the GMWB program; however, the charge may be waived under certain circumstances described below.

KEY FEATURE -- Protected Value

The Protected Value is the total amount that we guarantee will be available to you through withdrawals from your Annuity and/or benefit payments, regardless of the impact of market performance on your Account Value. The Protected Value is reduced with each withdrawal you make until the Protected Value is reduced to zero. When the Protected Value is reduced to zero due to your withdrawals, the
GMWB program terminates. Additionally, the Protected Value is used to determine the maximum annual amount that you can withdraw from your Annuity, called the
Protected Annual Withdrawal Amount, without triggering an adjustment in the
Protected Value on a proportional basis. The Protected Value is referred to as the "Benefit Base" in the rider we issue for this benefit.

The Protected Value is determined as of the date you make your first withdrawal under the Annuity following your election of the GMWB program. The initial
Protected Value is equal to the greater of (A) the Account Value on the date you elect the GMWB program, plus any additional Purchase Payments and any Credits that may be applied to such Purchase Payments before the date of your first withdrawal; or (B) the Account Value as of the date of the first withdrawal from your Annuity. The Protected Value may be enhanced by increases in your Account
Value due to market performance during the period between your election of the
GMWB program and the date of your first withdrawal.

..    If you elect the GMWB program at the time you purchase your Annuity, the
     Account Value will be your initial Purchase Payment plus any Credit applied to such Purchase Payment.

..    If we offer the GMWB program to existing Annuity Owners, the Account Value on the anniversary of the Issue Date of your Annuity following your election of the GMWB program will be used to determine the initial
     Protected Value.

..    If you make additional Purchase Payments after your first withdrawal, the
     Protected Value will be increased by the amount of the additional Purchase
     Payment and any Credits that we apply to the Purchase Payment. You may elect to step-up your Protected Value if, due to positive market performance, your Account Value is greater than the Protected Value. You are eligible to step-up the Protected Value on or after the 5th contract anniversary following the first withdrawal under the GMWB program. The Protected Value can be stepped up again on or after the 5th contract anniversary following the preceding step-up. If you elect to step-up the Protected Value, you must do so during the 30-day period prior to your eligibility date. If you elect to step-up the Protected Value under the program, and on the date you elect to step-up, the charges under the GMWB program have changed for new purchasers, your program may be subject to the new charge going forward.

Upon election of the step-up, we reset the Protected Value to be equal to the then current Account Value. For example, assume your initial Protected Value was
$100,000 and you have made cumulative withdrawals of $40,000, reducing the
Protected Value to $60,000. On the date you are eligible to step-up the
Protected Value, your Account Value is equal to $75,000. You could elect to step-up the Protected Value to $75,000 on the date you are eligible. Upon election of the step-up, we also reset the Protected Annual Withdrawal Amount
(discussed immediately below) to be equal to the greater of (A) the Protected
Annual Withdrawal Amount immediately prior to the reset; and (B) 7% of the
Protected Value immediately after the reset.

KEY FEATURE -- Protected Annual Withdrawal Amount The initial Protected Annual
Withdrawal Amount is equal to 7% of the Protected Value. Under the GMWB program, if your cumulative withdrawals each Annuity Year are less than or equal to the
Protected Annual Withdrawal Amount, your Protected Value will be reduced on a
"dollar-for-dollar" basis (the Protected Value is reduced by the actual amount of the withdrawal, including any CDSC or MVA that may apply). Cumulative withdrawals in any Annuity Year that exceed the Protected Annual Withdrawal
Amount trigger a proportional adjustment to both the Protected Value and the
Protected Annual Withdrawal Amount, as described in the rider for this benefit
(see the examples of this calculation below). The Protected Annual Withdrawal
Amount is referred to as the "Maximum Annual Benefit" in the rider we issue for this benefit.

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AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

The GMWB program does not affect your ability to make withdrawals under your
Annuity or limit your ability to request withdrawals that exceed the Protected
Annual Withdrawal Amount. You are not required to withdraw all or any portion of the Protected Annual Withdrawal Amount each Annuity Year.

..    If, cumulatively, you withdraw an amount less than the Protected Annual
     Withdrawal Amount in any Annuity Year, you cannot carry-over the unused portion of the Protected Annual Withdrawal Amount to subsequent Annuity
     Years. However, because the Protected Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused
     Protected Annual Withdrawal Amount may extend the period of time until the remaining Protected Value is reduced to zero.

..    Additional Purchase Payments will increase the Protected Annual Withdrawal
     Amount by 7% of the applicable Purchase Payment (and any Credits we apply to such Purchase Payment).

..    If the Protected Annual Withdrawal Amount after an adjustment exceeds the
     Protected Value, the Protected Annual Withdrawal Amount will be set equal to the Protected Value.

The following examples of dollar-for-dollar and proportional reductions and the reset of the Maximum Annual Benefit assume that: 1.) the Issue Date and the effective date of the GMWB program are October 13, 2004; 2.) an initial Purchase
Payment of $250,000 (includes any Credits); 3.) a Protected Value of $250,000;
and 4.) a Protected Annual Withdrawal Amount of $17,500 (7% of $250,000):

Example 1. Dollar-for-dollar reduction

A $10,000 withdrawal is taken on November 13, 2004 (in the first Annuity Year).
No prior withdrawals have been taken. As the amount withdrawn is less than the
Protected Annual Withdrawal Amount:

..    The Protected Value is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).

..    The remaining Protected Annual Withdrawal Amount for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $17,500 to
     $7,500).

Example 2. Dollar-for-dollar and proportional reductions

A second $10,000 withdrawal is taken on December 13, 2004 (still within the first Annuity Year). The Account Value immediately before the withdrawal is
$220,000. As the amount withdrawn exceeds the remaining Protected Annual
Withdrawal Amount of $7,500 from Example 1:

..    the Protected Value is first reduced by the remaining Protected Annual
     Withdrawal Amount (from $240,000 to $232,500);

..    The result is then further reduced by the ratio of A to B, where:

..    A is the amount withdrawn less the remaining Protected Annual Withdrawal
     Amount ($10,000 - $7,500, or $2,500).

..    B is the Account Value less the remaining Protected Annual Withdrawal
     Amount ($220,000 - $7,500, or $212,500). The resulting Protected Value is:
     $232,500 x (1 - $2,500 / $212,500), or $229,764.71.

..    the Protected Annual Withdrawal Amount is also reduced by the ratio of A to
     B: The resulting Protected Annual Withdrawal Amount is: $17,500 x (1 -
     $2,500 / $212,500), or $17,294.12.

..    The remaining Protected Annual Withdrawal Amount is set to zero (0) for the balance of the first Annuity Year.

Example 3. Reset of the Maximum Annual Benefit A $10,000 withdrawal is made on
October 13, 2005 (second Annuity Year). The remaining Protected Annual
Withdrawal Amount has been reset to the Protected Annual Withdrawal Amount of
$17,294.12 from Example 2. As the amount withdrawn is less than the remaining
Protected Annual Withdrawal Amount:

..    the Protected Value is reduced by the amount withdrawn (i.e., reduced by
     $10,000, from $229,764.71 to $219,764.71).

..    The remaining Protected Annual Withdrawal Amount for the balance of the second Annuity Year is also reduced by the amount withdrawn (from
     $17,294.12 to $7,294.12).

BENEFITS UNDER THE GMWB PROGRAM

..    In addition to any withdrawals you make under the GMWB program, market performance may reduce your Account Value. If your Account Value is equal to zero, and you have not received all of your Protected Value in the form of withdrawals from your Annuity, we will continue to make payments equal to the remaining Protected Value in the form of fixed, periodic payments until the remainder of the Protected Value is paid, at which time the rider terminates. The fixed, periodic payments will each be equal to the
     Protected Annual Withdrawal Amount, except for the last pay-

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Living Benefit Programs continued

     ment which may be equal to the remaining Protected Value. We will determine the duration for which periodic payments will continue by dividing the
     Protected Value by the Protected Annual Withdrawal Amount. You will not have the right to make additional Purchase Payments or receive the remaining Protected Value in a lump sum. You can elect the frequency of payments, subject to our rules then in effect.

..    If the death benefit under the Annuity becomes payable before you have received all of your Protected Value in the form of withdrawals from your
     Annuity, your Beneficiary has the option to elect to receive the remaining
     Protected Value as an alternate death benefit payout in lieu of the amount payable under any other death benefit provided under the Annuity. The remaining Protected Value will be payable in the form of fixed, periodic payments. Your beneficiary can elect the frequency of payments, subject to our rules then in effect. We will determine the duration for which periodic payments will continue by dividing the Protected Value by the Protected
     Annual Withdrawal Amount. The Protected Value is not equal to the Account
     Value for purposes of the Annuity's other death benefit options. The GMWB program does not increase or decrease the amount otherwise payable under the Annuity's other death benefit options. Generally, the GMWB program would be of value to your Beneficiary only when the Protected Value at death exceeds any other amount available as a death benefit.

..    If you elect to begin receiving annuity payments before you have received all of your Protected Value in the form of withdrawals from your Annuity, an additional annuity payment option will be available that makes fixed annuity payments for a certain period, determined by dividing the Protected
     Value by the Protected Annual Withdrawal Amount. If you elect to receive annuity payments calculated in this manner, the assumed interest rate used to calculate such payments will be 0%, which is less than the assumed interest rate on other annuity payment options we offer. This 0% assumed interest rate results in lower annuity payments than what would have been paid if the assumed interest rate was higher than 0%. You can also elect to terminate the GMWB program and begin receiving annuity payments based on your then current Account Value (not the remaining Protected Value) under any of the available annuity payment options.

Other Important Considerations

..    Withdrawals under the GMWB program are subject to all of the terms and conditions of the Annuity, including any CDSC and MVA that may apply.

..    Withdrawals made while the GMWB program is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity.

..    The GMWB program does not directly affect the Annuity's Account Value or
     Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal. If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Value.

..    You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the GMWB program. The GMWB program provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Protected Value in the form of periodic benefit payments.

..    We currently limit the variable investment options in which you may allocate Account Value if you participate in this program. We reserve the right to transfer any Account Value in a prohibited investment option to an eligible investment option. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year. We may also require that you allocate your Account
     Value according to an asset allocation model.

Election of the Program

Currently, the GMWB program can only be elected at the time that you purchase your Annuity. In the future, we may offer existing Annuity Owners the option to elect the GMWB program after the Issue Date of their Annuity, subject to our eligibility rules and restrictions. If you elect the GMWB program after the
Issue Date of your Annuity, the program will be effective as of the next anniversary date. Your Account Value as of such anniversary date will be used to calculate the initial Protected Value and the initial Protected Annual
Withdrawal Amount.

We reserve the right to restrict the maximum amount of Protected Value that may be covered under the GMWB program under this Annuity or any other annuities that you own that are issued by American Skandia or its affiliated companies.

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Termination of the Program

The program terminates automatically when your Protected Value reaches zero based on your withdrawals. You may terminate the program at any time by notifying us. If you terminate the program, any guarantee provided by the benefit will terminate as of the date the termination is effective. The program terminates upon your surrender of the Annuity, upon due proof of death (unless your surviving spouse elects to continue the Annuity and the GMWB program or your Beneficiary elects to receive the amounts payable under the GMWB program in lieu of the death benefit) or upon your election to begin receiving annuity payments.

The charge for the GMWB program will no longer be deducted from your Account
Value upon termination of the program.

Charges under the Program

Currently, we deduct a charge equal to 0.35% of the average daily net assets of the Sub-accounts per year to purchase the GMWB program. The annual charge is deducted daily. Account Value allocated to Fixed Allocations under the program is not subject to the charge.

..    If, during the seven years following the effective date of the program, you do not make any withdrawals, and do not make any additional Purchase
     Payments after a five-year period following the effective date of the program, the program will remain in effect; however, we will waive the annual charge going forward. If you make an additional Purchase Payment following the waiver of the annual charge, we will begin charging for the program. After year seven (7) following the effective date of the program, withdrawals will not cause a charge to be re-imposed.

..    If you elect to step-up the Protected Value under the program, and on the date you elect to step-up, the charges under the program have changed for new purchasers, your program may be subject to the new charge level for the benefit.

Additional Tax Considerations for Qualified Contracts If you purchase an Annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA,
Roth IRA or Tax Sheltered Annuity (or 403(b)), the minimum distribution rules under the Code require that you begin receiving periodic amounts from your
Annuity beginning after age 70-1/2. The amount required under the Code may exceed the Protected Annual Withdrawal Amount, which will cause us to recalculate the Protected Value and the Protected Annual Withdrawal Amount,
resulting in a lower amount payable in future Annuity Years. In addition, the amount and duration of payments under the annuity payment and death benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as minimum distribution requirements.

GUARANTEED MINIMUM INCOME BENEFIT (GMIB)

The Guaranteed Minimum Income Benefit program described below is only being offered in those jurisdictions where we have received regulatory approval, and will be offered subsequently in other jurisdictions when we receive regulatory approval in those jurisdictions. Certain terms and conditions may differ between jurisdictions once approved. Currently, the program can only be elected by new purchasers on the Issue Date of their Annuity. We may offer the program to existing Annuity Owners in the future, subject to our eligibility rules and restrictions. The Guaranteed Minimum Income Benefit program is not available if you elect the Guaranteed Return Option program, Guaranteed Return Option Plus program, the Guaranteed Minimum Withdrawal Benefit rider, or the Lifetime Five
Income Benefit rider.

We offer a program that, after a seven-year waiting period, guarantees your ability to begin receiving income from your Annuity in the form of annuity payments based on a guaranteed minimum value (called the "Protected Income
Value") that increases after the waiting period begins, regardless of the impact of market performance on your Account Value. The program may be appropriate for you if you anticipate using your Annuity as a future source of periodic fixed income payments for the remainder of your life and wish to ensure that the basis upon which your income payments will be calculated will achieve at least a minimum amount despite fluctuations in market performance. There is an additional charge if you elect the GMIB program.

KEY FEATURE -- Protected Income Value

The Protected Income Value is the minimum amount that we guarantee will be available (net of any applicable taxes), after a waiting period of at least seven years, as a basis to begin receiving fixed annuity payments. The Protected
Income Value

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is initially established on the effective date of the GMIB program and is equal to your Account Value on such date. Currently, since the GMIB program may only be elected at issue, the effective date is the Issue Date of the Annuity. The
Protected Income Value is increased daily based on an annual growth rate of 5%, subject to the limitations described below. The Protected Income Value is referred to as the "Protected Value" in the rider we issue for this benefit. The
5% annual growth rate is referred to as the "Roll-Up Percentage" in the rider we issue for this benefit.

The Protected Income Value is subject to a limit of 200% (2x) of the sum of the
Protected Income Value established on the effective date of the GMIB program, or the effective date of any step-up value, plus any additional Purchase Payments and any Credits that are applied to such Purchase Payments made after the waiting period begins ("Maximum Protected Income Value"), minus the sum of any reductions in the Protected Income Value due to withdrawals you make from the
Annuity after the waiting period begins.

..    Subject to the maximum age/durational limits described immediately below, we will no longer increase the Protected Income Value by the 5% annual growth rate once you reach the Maximum Protected Income Value. However, we will increase the Protected Income Value by the amount of any additional
     Purchase Payments and any Credits applied to such Purchase Payments after you reach the Maximum Protected Income Value. Further, if you make withdrawals after you reach the Maximum Protected Income Value, we will reduce the Protected Income Value and the Maximum Protected Income Value by
     the proportional impact of the withdrawal on your Account Value.

..    Subject to the Maximum Protected Income Value, we will no longer increase the Protected Income Value by the 5% annual growth rate after the later of the anniversary date on or immediately following the Annuitant's 80th birthday or the 7th anniversary of the later of the effective date of the
     GMIB program or the effective date of the most recent step-up. However, we will increase the Protected Income Value by the amount of any additional
     Purchase Payments and any Credits applied to such Purchase Payments.
     Further, if you make withdrawals after the Annuitant reaches the maximum age/duration limits, we will reduce the Protected Income Value and the
     Maximum Protected Income Value by the proportional impact of the withdrawal on your Account Value.

..    Subject to the Maximum Protected Income Value, if you make an additional
     Purchase Payment, we will increase the Protected Income Value by the amount of the Purchase Payment (including any Credits that may be applied to your
     Account Value based on such Purchase Payment) and will apply the 5% annual growth rate on the new amount from the date the Purchase Payment is applied.

..    As described below, after the waiting period begins, cumulative withdrawals each Annuity Year that are up to 5% of the Protected Income Value on the prior anniversary of the Annuity will reduce the Protected Income Value by the amount of the withdrawal. Cumulative withdrawals each Annuity Year in excess of 5% of the Protected Income Value on the prior anniversary of the
     Annuity, will reduce the Protected Income Value proportionately. All withdrawals after the Maximum Protected Income Value is reached will reduce the Protected Income Value proportionately. The 5% annual growth rate will be applied to the reduced Protected Income Value from the date of the withdrawal.

Stepping-Up the Protected Income Value -- You may elect to "step-up" or "reset"
your Protected Income Value if your Account Value is greater than the current
Protected Income Value. Upon exercise of the step-up provision, your initial
Protected Income Value will be reset equal to your current Account Value. From the date that you elect to step-up the Protected Income Value, we will apply the
5% annual growth rate to the stepped-up Protected Income Value, as described above. You can exercise the step-up provision twice while the GMIB program is in effect, and only while the Annuitant is less than age 76.

..    A new seven-year waiting period will be established upon the effective date of your election to step-up the Protected Income Value. You cannot exercise your right to begin receiving annuity payments under the GMIB program until the end of the new waiting period.

..    The Maximum Protected Income Value will be reset as of the effective date of any step-up. The new Maximum Protected Income Value will be equal to
     200% of the sum of the Protected Income Value as of the effective date of the step-up plus any subsequent Purchase Payments and any Credits applied to such Purchase Payments, minus the impact of any withdrawals after the date of the step-up.

..    When determining the guaranteed annuity purchase rates for annuity payments under the GMIB program, we will apply such rates based on the number of years since the most recent step-up.

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..    If you elect to step-up the Protected Income Value under the program, and on the date you elect to step-up, the charges under the GMIB program have changed for new purchasers, your program may be subject to the new charge going forward.

..    A step-up will increase the dollar for dollar limit on the anniversary of the Issue Date of the Annuity following such step-up.

Impact of Withdrawals on the Protected Income Value -- Cumulative withdrawals each Annuity Year up to 5% of the Protected Income Value will reduce the
Protected Income Value on a "dollar-for-dollar" basis (the Protected Income
Value is reduced by the actual amount of the withdrawal). Cumulative withdrawals in any Annuity Year in excess of 5% of the Protected Income Value will reduce the Protected Income Value proportionately (see the examples of this calculation below). The 5% annual withdrawal amount is determined on each anniversary of the
Issue Date (or on the Issue Date for the first Annuity Year) and applies to any withdrawals during the Annuity Year. This means that the amount available for withdrawals each Annuity Year on a "dollar-for-dollar" basis is adjusted on each contract anniversary to reflect changes in the Protected Income Value during the prior Annuity Year.

The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GMIB program are October
13, 2005; 2.) an initial Purchase Payment of $250,000 (includes any Credits);
3.) an initial Protected Income Value of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000):

Example 1. Dollar-for-dollar reduction

A $10,000 withdrawal is taken on November 13, 2005 (in the first Annuity Year).
No prior withdrawals have been taken. Immediately prior to the withdrawal, the
Protected Income Value is $251,038.10 (the initial value accumulated for 31 days at an annual effective rate of 5%). As the amount withdrawn is less than the dollar-for-dollar limit:

..    The Protected Income Value is reduced by the amount withdrawn (i.e., by
     $10,000, from $251,038.10 to $241,038.10).

..    The remaining dollar-for-dollar limit ("Remaining Limit") for the balance of the first Annuity Year is also reduced by the amount withdrawn (from
     $12,500 to $2,500).

Example 2. Dollar-for-dollar and proportional reductions

A second $10,000 withdrawal is taken on December 13, 2005 (still within the first Annuity Year). Immediately before the withdrawal, the Account Value is
$220,000 and the Protected Income Value is $242,006.64. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:

..    The Protected Income Value is first reduced by the Remaining Limit (from
     $242,006.64 to $239,506.64);

..    The result is then further reduced by the ratio of A to B, where:

..    A is the amount withdrawn less the Remaining Limit ($10,000 - $2,500, or
     $7,500).

..    B is the Account Value less the Remaining Limit ($220,000 - $2,500, or
     $217,500).

The resulting Protected Income Value is: $239,506.64 x (1 - $7,500 / $217,500),
or $231,247.79.

..    The Remaining Limit is set to zero (0) for the balance of the first Annuity
     Year.

EXAMPLE 3. RESET OF THE DOLLAR-FOR-DOLLAR LIMIT

A $10,000 withdrawal is made on the first anniversary of the Issue Date, October
13, 2006 (second Annuity Year). Prior to the withdrawal, the Protected Income
Value is $240,838.37. The Remaining Limit is reset to 5% of this amount, or
$12,041.92. As the amount withdrawn is less than the dollar-for-dollar limit:

..    The Protected Income Value is reduced by the amount withdrawn (i.e., reduced by $10,000, from $240,838.37 to $230,838.37).

..    The Remaining Limit for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $12,041.92 to $2,041.92).

KEY FEATURE -- GMIB ANNUITY PAYMENTS

You can elect to apply the Protected Income Value to one of the available GMIB
Annuity Payment Options on any anniversary date following the initial waiting period, or any subsequent waiting period established upon your election to step-up the Protected Income Value. Once you have completed the waiting period, you will have a 30-day period each year, prior to the Annuity anniversary, during which you may elect to begin receiving annuity payments under one of the available GMIB Annuity Payment Options. You must elect one of the GMIB Annuity
Payment Options by the anniversary of the Annuity's Issue Date on or immediately following the Annuitant's 95th birthday, except for Annuities used as a funding vehicle for

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an IRA, SEP IRA or 403(b), in which case you must elect one of the GMIB Annuity
Payment Options by the anniversary of the Annuity's Issue Date on or immediately following the Annuitant's 92nd birthday.

The amount of each GMIB Annuity Payment will be determined based on the age and, where permitted by law, sex of the Annuitant by applying the Protected Income
Value (net of any applicable tax charge that may be due) to the GMIB Annuity
Payment Option you choose. We use special annuity purchase rates to calculate the amount of each payment due under the GMIB Annuity Payment Options. These special rates for the GMIB Annuity Payment Options are calculated using an assumed interest rate factor that provides for lower growth in the value applied to produce annuity payments than if you elected an annuity payment option that is not part of the GMIB program. These special rates also are calculated using other factors such as "age setbacks" (use of an age lower than the Annuitant's actual age) that result in lower payments than would result if you elected an annuity payment option that is not part of the GMIB program. Use of an age setback entails a longer assumed life for the Annuitant which in turn results in lower annuity payments.

On the date that you elect to begin receiving GMIB Annuity Payments, we guarantee that your payments will be calculated based on your Account Value and our then current annuity purchase rates if the payment amount calculated on this basis would be higher than it would be based on the Protected Income Value and the special GMIB annuity purchase rates.

GMIB Annuity Payment Option 1 -- Payments for Life with a Certain Period Under this option, monthly annuity payments will be made until the death of the
Annuitant. If the Annuitant dies before having received 120 monthly annuity payments, the remainder of the 120 monthly annuity payments will be made to the
Beneficiary.

GMIB Annuity Payment Option 2 -- Payments for Joint Lives with a Certain Period
Under this option, monthly annuity payments will be made until the death of both the Annuitant and the Joint Annuitant. If the Annuitant and the Joint Annuitant
die before having received 120 monthly annuity payments, the remainder of the
120 monthly annuity payments will be made to the Beneficiary.

..    If the Annuitant dies first, we will continue to make payments until the later of the death of the Joint Annuitant and the end of the period certain. However, if the Joint Annuitant is still receiving annuity payments following the end of the certain period, we will reduce the amount of each subsequent payment to 50% of the original payment amount.

..    If the Joint Annuitant dies first, we will continue to make payments until the later of the death of the Annuitant and the end of the period certain.

You cannot withdraw your Account Value or the Protected Income Value under either GMIB Annuity Payment Option once annuity payments have begun. We may make other payout frequencies available, such as quarterly, semi-annually or annually.

OTHER IMPORTANT CONSIDERATIONS

..    You should note that GMIB is designed to provide a type of insurance that serves as a safety net only in the event your Account Value declines significantly due to negative investment performance. If your contract value is not significantly affected by negative investment performance, it is unlikely that the purchase of the GMIB will result in your receiving larger annuity payments than if you had not purchased GMIB. This is because the assumptions that we use in computing the GMIB, such as the annuity purchase rates, (which include assumptions as to age-setbacks and assumed interest rates), are more conservative than the assumptions that we use in computing annuity payout options outside of GMIB. Therefore, you may generate higher income payments if you were to annuitize a lower Account
     Value at the current annuity purchase rates, than if you were to annuitize under the GMIB with a higher Protected Value than your Account Value but, at the annuity purchase rates guaranteed under the GMIB. The GMIB program does not directly affect the Annuity's Account Value, Surrender Value or the amount payable under either the basic death benefit provision of the
     Annuity or any optional death benefit provision. If you surrender your
     Annuity, you will receive the current Surrender Value, not the Protected
     Income Value. The Protected Income Value is only applicable if you elect to begin receiving annuity payments under one of the GMIB annuity options after the waiting period.

..    The Annuity offers other annuity payment options that you can elect which do not impose an additional charge, but which do not offer to guarantee a minimum value on which to make annuity payments.

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..    Where allowed by law, we reserve the right to limit subse- quent purchase payments if we determine, at our sole discretion, that based on the timing of your Purchase Payments and withdrawals, your Protected Income Value is increasing in ways we did not intend. In determining whether to limit
     Purchase Payments, we will look at Purchase Payments which are disproportionately larger than your initial Purchase Payment and other actions that may artificially increase the Protected Income Value.

..    We currently limit the variable investment options in which you may allocate Account Value if you participate in this program. We reserve the right to transfer any Account Value in a prohibited investment option to an eligible investment option. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year. We may also require that you allocate your Account
     Value according to an asset allocation model.

..    If you change the Annuitant after the effective date of the GMIB program, the period of time during which we will apply the 5% annual growth rate may be changed based on the age of the new Annuitant. If the new Annuitant would not be eligible to elect the GMIB program based on his or her age at the time of the change, then the GMIB program will terminate.

..    Annuity payments made under the GMIB program are subject to the same tax treatment as any other annuity payment.

..    At the time you elect to begin receiving annuity payments under the GMIB program or under any other annuity payment option we make available, the protection provided by the Annuity's basic death benefit or any optional death benefit provision you elected will no longer apply.

ELECTION OF THE PROGRAM

Currently, the GMIB program can only be elected at the time that you purchase your Annuity. The Annuitant must be age 75 or less as of the effective date of the GMIB program. In the future, we may offer existing Annuity Owners the option to elect the GMIB program after the Issue Date of their Annuity, subject to our eligibility rules and restrictions. If you elect the GMIB program after the
Issue Date of your Annuity, the program will be effective as of the date of election. Your Account Value as of the that date will be used to calculate the
Protected Income Value as of the effective date of the program.

TERMINATION OF THE PROGRAM

The GMIB program cannot be terminated by the Owner once elected. The GMIB program automatically terminates as of the date the Annuity is fully surrendered, on the date the death benefit is payable to your Beneficiary
(unless your surviving spouse elects to continue the Annuity), or on the date that your Account Value is transferred to begin making annuity payments. The
GMIB program may also be terminated if you designate a new Annuitant who would not be eligible to elect the GMIB program based on his or her age at the time of the change.

Upon termination of the GMIB program we will deduct the charge from your Account
Value for the portion of the Annuity Year since the prior anniversary of the
Annuity's Issue Date (or the Issue Date if in the first Annuity Year).

CHARGES UNDER THE PROGRAM

Currently, we deduct a charge equal to 0.50% per year of the average Protected
Income Value for the period the charge applies. Because the charge is calculated based on the average Protected Income Value, it does not increase or decrease based on changes to the Annuity's Account Value due to market performance. The dollar amount you pay each year will increase in any year the Protected Income
Value increases, and it will decrease in any year the Protected Income Value decreases due to withdrawal, irrespective of whether your Account Value increases or decreases.

The charge is deducted annually in arrears each Annuity Year on the anniversary of the Issue Date of the Annuity. We deduct the amount of the charge pro-rata from the Account Value allocated to the variable investment options and the
Fixed Allocations. No MVA will apply to Account Value deducted from a Fixed
Allocation. If you surrender your Annuity, begin receiving annuity payments under the GMIB program or any other annuity payment option we make available during an Annuity Year, or the GMIB program terminates, we will deduct the charge for the portion of the Annuity Year since the prior anniversary of the
Annuity's Issue Date (or the Issue Date if in the first Annuity Year).

No charge applies after the Annuity Date.

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LIFETIME FIVE INCOME BENEFIT (LIFETIME FIVE)

The Lifetime Five Income Benefit program described below is only being offered in those jurisdictions where we have received regulatory approval and will be offered subsequently in other jurisdictions when we receive regulatory approval in those jurisdictions. Certain terms and conditions may differ between jurisdictions once approved. Currently, Lifetime Five can be elected only once each Annuity Year, and only where the Annuitant and the Owner are the same person or, if the Annuity Owner is an entity, where there is only one Annuitant.
We reserve the right to limit the election frequency in the future. Before making any such change to the election frequency, we will provide prior notice to Owners who have an effective Lifetime Five Income Benefit. The Annuitant must be at least 45 years old when the program is elected. The Lifetime Five Income
Benefit program is not available if you elect the Guaranteed Return Option,
Guaranteed Return Option Plus, Guaranteed Minimum Withdrawal Benefit or the
Guaranteed Minimum Income Benefit rider. As long as your Lifetime Five Income
Benefit is in effect, you must allocate your Account Value in accordance with an eligible model under our asset allocation programs, which are generally described in the "Are Any Asset Allocation Programs Available?" section above.
For further information on asset allocation programs, please consult with your
Investment Professional or call 1-800-680-8920.

We offer a program that guarantees your ability to withdraw amounts equal to a percentage of an initial principal value (called the "Protected Withdrawal
Value"), regardless of the impact of market performance on your Account Value, subject to our program rules regarding the timing and amount of withdrawals.
There are two options -- one is designed to provide an annual withdrawal amount for life (the "Life Income Benefit") and the other is designed to provide a greater annual withdrawal amount as long as there is Protected Withdrawal Value
(adjusted as described below) (the "Withdrawal Benefit"). If there is no
Protected Withdrawal Value, the withdrawal benefit will be zero. You do not choose between these two options; each option will continue to be available as long as the Annuity has an Account Value and the Lifetime Five is in effect.
Certain benefits under Lifetime Five may remain in effect even if the Account
Value of the Annuity is zero. The program may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that market performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the program -- the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the program.

KEY FEATURE -- PROTECTED WITHDRAWAL VALUE

The Protected Withdrawal Value is initially used to determine the amount of each initial annual payment under the Life Income Benefit and the Withdrawal Benefit.
The initial Protected Withdrawal Value is determined as of the date you make your first withdrawal under the Annuity following your election of Lifetime
Five. The initial Protected Withdrawal Value is equal to the greater of (A) the
Account Value on the date you elect Lifetime Five, plus any additional Purchase
Payments and associated Credits each growing at 5% per year from the date of your election of the program, or application of the Purchase Payment and associated Credit to your Annuity, as applicable, until the date of your first withdrawal or the 10th anniversary of the benefit effective date, if earlier,
(B) the Account Value as of the date of the first withdrawal from your Annuity, prior to the withdrawal, and (C) the highest Account Value on each Annuity anniversary prior to the first withdrawal or on the first 10 Annuity anniversaries if earlier than the date of your first withdrawal after the benefit effective date. Each value is increased by the amount of any subsequent
Purchase Payments and associated Credits.

..    If you elect the Lifetime Five program at the time you purchase your
     Annuity, the Account Value will be your initial Purchase Payment plus the amount of any associated Credits.

..    For existing Owners who are electing the Lifetime Five benefit, the Account
     Value on the date of your election of the Lifetime Five program will be used to determine the initial Protected Withdrawal Value.

..    If you make additional Purchase Payments after your first withdrawal, the
     Protected Withdrawal Value will be increased by the amount of each additional Purchase Payment plus associated Credits.

You may elect to step-up your Protected Withdrawal Value if, due to positive market performance, your Account Value is

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greater than the Protected Withdrawal Value. You are eligible to step-up the
Protected Withdrawal Value on or after the 5th anniversary of the first withdrawal under the Lifetime Five program. The Protected Withdrawal Value can be stepped up again on or after the 5th anniversary following the preceding step-up. If you elect to step-up the Protected Withdrawal Value under the program, and on the date you elect to step-up, the charges under the Lifetime
Five program have changed for new purchasers, your program may be subject to the new charge going forward.

Upon election of the step-up, we increase the Protected Withdrawal Value to be equal to the then current Account Value. For example, assume your initial
Protected Withdrawal Value was $100,000 and you have made cumulative withdrawals of $40,000, reducing the Protected Withdrawal Value to $60,000. On the date you are eligible to step-up the Protected Withdrawal Value, your Account Value is equal to $75,000. You could elect to step-up the Protected Withdrawal Value to
$75,000 on the date you are eligible. If your current Annual Income Amount and
Annual Withdrawal Amount are less than they would be if we did not reflect the step-up in Protected Withdrawal Value, then we will increase these amounts to reflect the step-up as described below.

The Protected Withdrawal Value is reduced each time a withdrawal is made on a dollar-for-dollar basis up to 7% per Annuity Year of the Protected Withdrawal
Value and on the greater of a dollar-for-dollar basis or a pro-rata basis for withdrawals in an Annuity Year in excess of that amount until the Protected
Withdrawal Value is reduced to zero. At that point the Annual Withdrawal Amount will be zero until such time (if any) as the Annuity reflects a Protected
Withdrawal Value (for example, due to a step-up or additional Purchase Payments being made into the Annuity).

KEY FEATURE -- Annual Income Amount under the Life Income Benefit The initial
Annual Income Amount is equal to 5% of the initial Protected Withdrawal Value.
Under the Lifetime Five program, if your cumulative withdrawals in an Annuity
Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years. If your cumulative withdrawals are in excess of the Annual Income Amount ("Excess Income"), your
Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. A withdrawal can be considered Excess Income under the Life Income Benefit even though it does not exceed the Annual
Withdrawal Amount under the Withdrawal Benefit. When you elect a step-up, your
Annual Income Amount increases to equal 5% of your Account Value after the step-up if such amount is greater than your Annual Income Amount. Your Annual
Income Amount also increases if you make additional Purchase Payments. The amount of the increase is equal to 5% of any additional Purchase Payments plus any associated Credits. Any increase will be added to your Annual Income Amount beginning on the day that the step-up is effective or the Purchase Payment is made. A determination of whether you have exceeded your Annual Income Amount is made at the time of each withdrawal; therefore, a subsequent increase in the
Annual Income Amount will not offset the effect of a withdrawal that exceeded the Annual Income Amount at the time the withdrawal was made.

KEY FEATURE -- Annual Withdrawal Amount under the Withdrawal Benefit The initial
Annual Withdrawal Amount is equal to 7% of the initial Protected Withdrawal
Value. Under the Lifetime Five program, if your cumulative withdrawals each
Annuity Year are less than or equal to the Annual Withdrawal Amount, your
Protected Withdrawal Value will be reduced on a dollar-for-dollar basis. If your cumulative withdrawals are in excess of the Annual Withdrawal Amount ("Excess
Withdrawal"), your Annual Withdrawal Amount will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess
Withdrawal to the Account Value immediately prior to such withdrawal (see the examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. When you elect a step-up, your
Annual Withdrawal Amount increases to equal 7% of your Account Value after the step-up if such amount is greater than your Annual Withdrawal Amount. Your
Annual Withdrawal Amount also increases if you make additional Purchase
Payments. The amount of the increase is equal to 7% of any additional Purchase
Payments. A determination of whether you have exceeded your Annual Withdrawal
Amount is made at the time of each withdrawal; therefore, a subsequent increase in the Annual Withdrawal Amount will not offset the effect of a withdrawal that exceeded the Annual Withdrawal Amount at the time the withdrawal was made.

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Living Benefit Programs continued

The Lifetime Five program does not affect your ability to make withdrawals under your Annuity or limit your ability to request withdrawals that exceed the Annual
Income Amount and the Annual Withdrawal Amount. You are not required to withdraw all or any portion of the Annual Withdrawal Amount or Annual Income Amount in
each Annuity Year.

..    If, cumulatively, you withdraw an amount less than the Annual Withdrawal
     Amount under the Withdrawal Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Withdrawal Amount to subsequent
     Annuity Years. However, because the Protected Withdrawal Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Annual Withdrawal Amount may extend the period of time until the remaining Protected Withdrawal Value is reduced to zero.

..    If, cumulatively, you withdraw an amount less than the Annual Income Amount under the Life Income Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.
     However, because the Protected Withdrawal Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused
     Annual Income Amount may extend the period of time until the remaining
     Protected Withdrawal Value is reduced to zero.

The following examples of dollar-for-dollar and proportional reductions and the step-up of the Protected Withdrawal Value, Annual Withdrawal Amount and Annual
Income Amount assume: 1.) the Issue Date and the Effective Date of the Lifetime
Five program are February 1, 2005; 2.) an initial Purchase Payment of $250,000
(includes any Credits); 3.) the Account Value on February 1, 2006 is equal to
$265,000; 4.) the first withdrawal occurs on March 1, 2006 when the Account
Value is equal to $263,000; and 5.) the Account Value on March 1, 2011 is equal to $240,000.

The initial Protected Withdrawal Value is calculated as the greatest of (a), (b)
and (c):

(a) Purchase Payment accumulated at 5% per year from February 1, 2005 until
March 1, 2006 (393 days) = $250,000 x 1.05(393/365) = $263,484.33

(b) Account Value on March 1, 2006 (the date of the first withdrawal) = $263,000

(c) Account Value on February 1, 2006 (the first Annuity Anniversary) = $265,000

Therefore, the initial Protected Withdrawal Value is equal to $265,000. The
Annual Withdrawal Amount is equal to $18,550 under the Withdrawal Benefit (7% of
$265,000). The Annual Income Amount is equal to $13,250 under the Life Income
Benefit (5% of $265,000).

Example 1. Dollar-for-dollar reduction

If $10,000 was withdrawn (less than both the Annual Income Amount and the Annual
Withdrawal Amount) on March 1, 2006, then the following values would result:

..    Remaining Annual Withdrawal Amount for current Annuity Year = $18,550 -
     $10,000 = $8,550 Annual Withdrawal Amount for future Annuity Years remains at $18,550

..    Remaining Annual Income Amount for current Annuity Year = $13,250 - $10,000
     = $3,250 Annual Income Amount for future Annuity Years remains at $13,250

..    Protected Withdrawal Value is reduced by $10,000 from $265,000 to $255,000

Example 2. Dollar-for-dollar and proportional reductions

(a) If $15,000 was withdrawn (more than the Annual Income Amount but less than the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:

..    Remaining Annual Withdrawal Amount for current Annuity Year = $18,550 -
     $15,000 = $3,550 Annual Withdrawal Amount for future Annuity Years remains at $18,550

..    Remaining Annual Income Amount for current Annuity Year = $0 Excess of withdrawal over the Annual Income Amount ($15,000 - $13,250 = $1,750)
     reduces Annual Income Amount for future Annuity Years.

..    Reduction to Annual Income Amount = Excess Income/ Account Value before
     Excess Income x Annual Income Amount = $1,750 / ($263,000 - $13,250) x
     $13,250 = $93

Annual Income Amount for future Annuity Years = $13,250 - $93 = $13,157

..    Protected Withdrawal Value is reduced by $15,000 from $265,000 to $250,000

(b) If $25,000 was withdrawn (more than both the Annual Income Amount and the
Annual Withdrawal Amount) on March 1, 2006, then the following values would result:

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..    Remaining Annual Withdrawal Amount for current Annuity Year = $0 Excess of withdrawal over the Annual Withdrawal Amount ($25,000 - $18,550 = $6,450)
     reduces Annual Withdrawal Amount for future Annuity Years.

..    Reduction to Annual Withdrawal Amount = Excess Withdrawal/Account Value
     before Excess Withdrawal x Annual Withdrawal Amount = $6,450 / ($263,000 -
     $18,550) x $18,550 = $489 Annual Withdrawal Amount for future Annuity Years
     = $18,550 - $489 = $18,061

..    Remaining Annual Income Amount for current Annuity Year = $0 Excess of withdrawal over the Annual Income Amount ($25,000 - $13,250 = $11,750)
     reduces Annual Income Amount for future Annuity Years.

..    Reduction to Annual Income Amount = Excess Income/ Account Value before
     Excess Income x Annual Income Amount = $11,750 / ($263,000 - $13,250) x
     $13,250 = $623 Annual Income Amount for future Annuity Years = $13,250 -
     $623 = $12,627

..    Protected Withdrawal Value is first reduced by the Annual Withdrawal Amount
     ($18,550) from $265,000 to $246,450. It is further reduced by the greater of a dollar-for-dollar reduction or a proportional reduction.
     Dollar-for-dollar reduction = $25,000 - $18,550 = $6,450

..    Proportional reduction = Excess Withdrawal / Account Value before Excess
     Withdrawal x Protected Withdrawal Value = $6,450 / ($263,000 - $18,550) x
     $246,450 = $6,503 Protected Withdrawal Value = $246,450 - max x {$6,450,
     $6,503} = $239,947

EXAMPLE 3. STEP-UP OF THE PROTECTED WITHDRAWAL VALUE

If the Annual Income Amount ($13,250) is withdrawn each year starting on March
1, 2006 for a period of 5 years, the Protected Withdrawal Value on March 1, 2011 would be reduced to $198,750 {$265,000 - ($13,250 x 5)}. If a step-up is elected on March 1, 2011, then the following values would result:

..    Protected Withdrawal Value = Account Value on March 1, 2011 = $240,000

..    Annual Income Amount is equal to the greater of the current Annual Income
     Amount or 5% of the stepped up Protected Withdrawal Value. Current Annual
     Income Amount is $13,250. 5% of the stepped up Protected Withdrawal Value is 5% of $240,000, which is $12,000. Therefore, the Annual Income Amount remains $13,250.

..    Annual Withdrawal Amount is equal to the greater of the current Annual
     Withdrawal Amount or 7% of the stepped up Protected Withdrawal Value.
     Current Annual Withdrawal Amount is $18,550. 7% of the stepped up Protected
     Withdrawal Value is 7% of $240,000, which is $16,800. Therefore, the Annual
     Withdrawal Amount remains $18,550.

BENEFITS UNDER THE LIFETIME FIVE PROGRAM

..    If your Account Value is equal to zero, and the cumulative withdrawals in the current Annuity Year are greater than the Annual Withdrawal Amount, the
     Lifetime Five program will terminate. To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount and amounts are still payable under both the Life Income Benefit and the Withdrawal Benefit, you will be given the choice of receiving the payments under the Life Income Benefit or under the Withdrawal Benefit. Once you make this election we will make an additional payment for that Annuity Year equal to either the remaining
     Annual Income Amount or Annual Withdrawal Amount for the Annuity Year, if
     any, depending on the option you choose. In subsequent Annuity Years we make payments that equal either the Annual Income Amount or the Annual
     Withdrawal Amount as described in this Prospectus. You will not be able to change the option after your election and no further Purchase Payments will be accepted under your Annuity. If you do not make an election, we will pay you annually under the Life Income Benefit. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount but less than or equal to the
     Annual Withdrawal Amount and amounts are still payable under the Withdrawal
     Benefit, you will receive the payments under the Withdrawal Benefit. In the year of a withdrawal that reduced your Account Value to zero, we will make an additional payment to equal any remaining Annual Withdrawal Amount and make payments equal to the Annual With-

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Living Benefit Programs continued

drawal Amount in each subsequent year (until the Protected Withdrawal Value is depleted). Once your Account Value equals zero, no further Purchase Payments will be accepted under your Annuity.

..    If annuity payments are to begin under the terms of your Annuity or if you decide to begin receiving annuity payments and there is any Annual Income
     Amount due in subsequent Annuity Years or any remaining Protected
     Withdrawal Value, you can elect one of the following three options:

(1) apply your Account Value to any annuity option available; or

(2) request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We make such annuity payments until the Annuitant's death; or

(3) request that, as of the date annuity payments are to begin, we pay out any remaining Protected Withdrawal Value as annuity payments. Each year such annuity payments will equal the Annual Withdrawal Amount or the remaining Protected
Withdrawal Value if less. We make such annuity payments until the earlier of the
Annuitant's death or the date the Protected Withdrawal Value is depleted.

We must receive your request in a form acceptable to us at our office.

..    In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a single life fixed annuity with five payments certain using the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

(1) the present value of future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

(2) the Account Value.

..    If no withdrawal was ever taken, we will determine a Protected Withdrawal
     Value and calculate an Annual Income Amount and an Annual Withdrawal Amount
     as if you made your first withdrawal on the date the annuity payments are to begin.

OTHER IMPORTANT CONSIDERATIONS

..    Withdrawals under the Lifetime Five program are subject to all of the terms and conditions of the Annuity, including any CDSC.

..    Withdrawals made while the Lifetime Five program is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Lifetime Five program does not directly affect the
     Annuity's Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Withdrawal Value.

..    You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Lifetime Five program. The
     Lifetime Five program provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your
     Protected Withdrawal Value or Annual Income Amount in the form of periodic benefit payments.

..    You must allocate your Account Value in accordance with an eligible model under an available asset allocation program or in accordance with other options that we may permit in order to elect and maintain the Lifetime Five program. Asset allocation programs are described generally in the "Are Any
     Asset Allocation Programs Available" section above. For further information on asset allocation programs, please consult with your Investment
     Professional or call 1-800-680-8920.

ELECTION OF THE PROGRAM

The Lifetime Five program can be elected at the time that you purchase your
Annuity. We also offer existing Owners the option to elect the Lifetime Five program after the Issue Date of their Annuity, subject to our eligibility rules and restrictions. Your Account Value as the date of election will be used as a basis to calculate the initial Protected Withdrawal Value, the initial Protected
Annual Withdrawal Amount, and the Annual Income Amount.

TERMINATION OF THE PROGRAM

The program terminates automatically when your Protected Withdrawal Value and
Annual Income Amount equals zero. You

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may terminate the program at any time by notifying us. If you terminate the program, any guarantee provided by the benefit will terminate as of the date the termination is effective. The program terminates upon your surrender of the
Annuity, upon the death of the Annuitant (but your surviving spouse may elect a new Lifetime Five if your spouse elects the spousal continuance option and your spouse would then be eligible to elect the benefit if he or she was a new purchaser), upon a change in ownership of the Annuity that changes the tax identification number of the Owner, upon change in the Annuitant or upon your election to begin receiving annuity payments.

The charge for the Lifetime Five program will no longer be deducted from your
Account Value upon termination of the program.

Additional Tax Considerations for Qualified Contracts If you purchase an Annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, or Tax Sheltered Annuity (or 403(b)), the minimum distribution rules under the
Code require that you begin receiving periodic amounts from your Annuity beginning after age 70-1/2. The amount required under the Code may exceed the
Annual Withdrawal Amount and the Annual Income Amount, which will cause us to increase the Annual Income Amount and the Annual Withdrawal Amount in any
Annuity Year that required minimum distributions due from your Annuity are greater than such amounts. Any such payments will reduce your Protected
Withdrawal Value. In addition, the amount and duration of payments under the annuity payment and death benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as minimum distribution requirements.

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DEATH BENEFIT

WHAT TRIGGERS THE PAYMENT OF A DEATH BENEFIT?

The Annuity provides a Death Benefit during its accumulation period. If the
Annuity is owned by one or more natural persons, the Death Benefit is payable upon the first death of an Owner. If the Annuity is owned by an entity, the
Death Benefit is payable upon the Annuitant's death, if there is no Contingent
Annuitant. If a Contingent Annuitant was designated before the Annuitant's death and the Annuitant dies, then the Contingent Annuitant becomes the Annuitant and a Death Benefit will not be paid at that time. The person upon whose death the
Death Benefit is paid is referred to below as the "decedent."

BASIC DEATH BENEFIT

The Annuity provides a basic Death Benefit at no additional charge. The
Insurance Charge we deduct daily from your Account Value allocated to the
Sub-accounts is used, in part, to pay us for the risk we assume in providing the basic Death Benefit guarantee under the Annuity. The Annuity also offers three different optional Death Benefits that can be purchased for an additional charge. The additional charge is deducted to compensate American Skandia for providing increased insurance protection under the optional Death Benefits.
Notwithstanding the additional protection provided under the optional Death
Benefits, the additional cost has the impact of reducing the net performance of the investment options. Under certain circumstances, your Death Benefit may be reduced by the amount of any Credits we applied to your Purchase Payments. (See
"How are Credits Applied to My Account Value".)

The basic Death Benefit is the greater of:

..    The sum of all Purchase Payments less the sum of all proportional withdrawals.

..    The sum of your Account Value in the variable investment options and your
     Interim Value in the Fixed Allocations, less the amount of any Credits applied within 12-months prior to the date of death. "Proportional withdrawals" are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. For example, a withdrawal of 50% of Account Value would be considered as a 50%
reduction in Purchase Payments for purposes of calculating the basic Death
Benefit.

OPTIONAL DEATH BENEFITS

Three optional Death Benefits are offered for purchase with your Annuity to provide an enhanced level of protection for your beneficiaries.

Currently, these benefits are only offered in those jurisdictions where we have received regulatory approval and must be elected at the time that you purchase your Annuity. We may, at a later date, allow existing Annuity Owners to purchase an optional Death Benefit subject to our rules and any changes or restrictions in the benefits. Certain terms and conditions may differ between jurisdictions once approved and if you purchase your Annuity as part of an exchange, replacement or transfer, in whole or in part, from any other Annuity we issue.
The "Combination 5% Roll-up and Highest Anniversary Value" Death Benefit may
only be elected individually, and cannot be elected in combination with any other optional death benefit. Under certain circumstances, each Optional Death
Benefit that you elect may be reduced by the amount of Credits applied to your
Purchase Payments.

ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT

The Enhanced Beneficiary Protection Optional Death Benefit can provide additional amounts to your Beneficiary that may be used to offset federal and state taxes payable on any taxable gains in your Annuity at the time of your death. Whether this benefit is appropriate for you may depend on your particular circumstances, including other financial resources that may be available to your
Beneficiary to pay taxes on your Annuity should you die during the accumulation period. No benefit is payable if death occurs on or after the Annuity Date.

The Enhanced Beneficiary Protection Optional Death Benefit provides a benefit that is payable in addition to the basic Death Benefit. If the Annuity has one
Owner, the Owner must be age 75 or less at the time the benefit is purchased. If the Annuity has joint Owners, the oldest Owner must be age 75 or less. If the
Annuity is owned by an entity, the Annuitant must be age 75 or less.

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Calculation of Enhanced Beneficiary Protection Optional Death Benefit

If you purchase the Enhanced Beneficiary Protection Optional Death Benefit, the
Death Benefit is calculated as follows:

1. the basic Death Benefit described above; PLUS

2. 40% of your "Growth" under the Annuity, as defined below.

"Growth" means the sum of your Account Value in the variable investment options and your Interim Value in the Fixed Allocations, minus the total of all Purchase
Payments, less the amount of any Credits applied within 12 months prior to the date of death, reduced by the sum of all proportional withdrawals.

"Proportional withdrawals" are determined by calculating the percentage of your
Account Value that each prior withdrawal represented when withdrawn.

The Enhanced Beneficiary Protection Optional Death Benefit is subject to a maximum of 100% of all Purchase Payments applied to the Annuity at least 12 months prior to the death of the decedent that triggers the payment of the Death
Benefit.

The Enhanced Beneficiary Protection Optional Death Benefit described above is currently being offered in those jurisdictions where we have received regulatory approval. Certain terms and conditions may differ between jurisdictions once approved. Please refer to the section entitled "Tax Considerations" for a discussion of special tax considerations for purchasers of this benefit. The
Enhanced Beneficiary Protection Death Benefit is not available if you elect the
"Combination 5% Roll-up and Highest Anniversary Value" Death Benefit.

See Appendix B for examples of how the Enhanced Beneficiary Protection Optional
Death Benefit is calculated.

Highest Anniversary Value Death Benefit ("HAV") If the Annuity has one Owner,
the Owner must be age 79 or less at the time Highest Anniversary Value Optional
Death Benefit is purchased. If the Annuity has joint Owners, the oldest Owner must be age 79 or less. If the Annuity is owned by an entity, the Annuitant must be age 79 or less.

Certain of the Portfolios offered as Sub-accounts under the Annuity are not available if you elect the Highest Anniversary Value Death Benefit. In addition, we reserve the right to require you to use certain asset allocation model(s) if you elect this death benefit.

CALCULATION OF HIGHEST ANNIVERSARY VALUE DEATH BENEFIT

The HAV Death Benefit depends on whether death occurs before or after the Death
Benefit Target Date.

If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greater of:

1. the basic Death Benefit described above; and

2. the Highest Anniversary Value as of the Owner's date of death.

If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:

1. the basic Death Benefit described above; and

2. the Highest Anniversary Value on the Death Benefit Target Date plus the sum of all Purchase Payments less the sum of all proportional withdrawals since the
Death Benefit Target Date.

The amount determined by this calculation is increased by any Purchase Payments received after the Owner's date of death and decreased by any proportional withdrawals since such date. The amount calculated in Items 1 & 2 above (before, on or after the Death Benefit Target Date) may be reduced by any Credits under certain circumstances.

The Highest Anniversary Value Death Benefit described above is currently being offered in those jurisdictions where we have received regulatory approval.
Certain terms and conditions may differ between jurisdictions once approved. The
Highest Anniversary Value Death Benefit is not available if you elect the
"Combination 5% Roll-up and Highest Anniversary Value" or the "Highest Daily
Value" Death Benefit.

See Appendix B for examples of how the Highest Anniversary Value Death Benefit is calculated.

Please refer to the definition of Death Benefit Target Date below. This death benefit may not be an appropriate feature where the Owner's age is near the age specified in the Death

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Death Benefit continued

Benefit Target Date. This is because the benefit may not have the same potential for growth as it otherwise would, since there will be fewer contract anniversaries before the death benefit target date is reached. The death benefit target date under this death benefit is earlier than the death benefit target date under the Combination 5% Roll-up and Highest Anniversary Value Death
Benefit for Owners who are age 76 or older when the Annuity is issued, which may result in a lower value on the death benefit, since there will be fewer contract anniversaries before the death benefit target date is reached.

Combination 5% Roll-up and Highest Anniversary Value Death Benefit If the
Annuity has one Owner, the Owner must be age 79 or less at the time the
Combination 5% Roll-up and HAV Optional Death Benefit is purchased. If the
Annuity has joint Owners, the oldest Owner must be age 79 or less. If the
Annuity is owned by an entity, the Annuitant must be age 79 or less.

Certain of the Portfolios offered as Sub-accounts under the Annuity are not available if you elect the Combination 5% Roll-up and HAV Death Benefit. In addition, we reserve the right to require you to use certain asset allocation model(s) if you elect this death benefit.

Calculation of the Combination 5% Roll-up and Highest Anniversary Value Death
Benefit

The Combination 5% Roll-up and HAV Death Benefit equals the greatest of:

1. the basic Death Benefit described above; and

2. the Highest Anniversary Value death benefit described above, and

3. 5% Roll-up described below.

The calculation of the 5% Roll-up depends on whether death occurs before or after the Death Benefit Target Date.

If the Owner dies before the Death Benefit Target Date the 5% Roll up is equal to:

..    all Purchase Payments (including any Credits applied to such Purchase
     Payments more than twelve (12) months prior to date of death) increasing at an annual effective interest rate of 5% starting on the date that each
     Purchase Payment is made and ending on the Owner's date of death; MINUS

..    the sum of all withdrawals, dollar for dollar up to 5% of the death benefit's value as of the prior contract anniversary (or issue date if the withdrawal is in the first contract year). Any withdrawals in excess of the
     5% dollar for dollar limit are proportional.

If the Owner dies on or after the Death Benefit Target Date the 5% Roll-up is equal to:

..    the 5% Roll-up value as of the Death Benefit Target Date increased by total
     Purchase Payments (including any Credits applied to such Purchase Payments more than twelve (12) months prior to date of death) made after the Death
     Benefit Target Date; MINUS

..    the sum of all withdrawals which reduce the 5% Roll-up proportionally. The amounts calculated above (before, on or after the Death Benefit Target
     Date) may be reduced by any Credits under certain circumstances.

Please refer to the definitions of Death Benefit Target Date below. This death benefit may not be an appropriate feature where the Owner's age is near the age specified in the Death Benefit Target Date. This is because the benefit may not have the same potential for growth as it otherwise would, since there will be fewer Annuity anniversaries before the Death Benefit Target Date is reached.

The "Combination 5% Roll-up and Highest Anniversary Value" Death Benefit
described above is currently being offered in those jurisdictions where we have received regulatory approval. Certain terms and conditions may differ between jurisdictions once approved. The "Combination 5% Roll-up and Highest Anniversary
Value" Death Benefit is not available if you elect any other optional death benefit.

See Appendix B for examples of how the Combination 5% Roll-up and Highest
Anniversary Value Death Benefit is calculated.

Key Terms Used with the Highest Anniversary Value Death Benefit and the
Combination 5% Roll-up and Highest Anniversary Value Death Benefit:

..    The Death Benefit Target Date for the Highest Anniversary Value Death
     Benefit is the contract anniversary on or after the 80th birthday of the current Owner, the oldest of either joint Owner or the Annuitant, if entity owned.

..    The Death Benefit Target Date for the Combination 5% Roll-up and HAV Death
     Benefit is the later of the contract anniversary on or after the 80th birthday of the current Owner, the oldest

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     of either joint Owner or the Annuitant, if entity owned, or five years after the Issue Date of the Annuity.

..    The Highest Anniversary Value equals the highest of all previous
     "Anniversary Values" less proportional withdrawals since such anniversary and plus any Purchase Payments since such anniversary.

..    The Anniversary Value is the Account Value as of each anniversary of the
     Issue Date of the Annuity. The Anniversary Value on the Issue Date is equal to your Purchase Payment.

..    Proportional withdrawals are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn.
     Proportional withdrawals result in a reduction to the Highest Anniversary
     Value or 5% Roll-up value by reducing such value in the same proportion as the Account Value was reduced by the withdrawal as of the date the withdrawal occurred. For example, if your Highest Anniversary Value or 5%
     Roll-up value is $125,000 and you subsequently withdraw $10,000 at a time when your Account Value is equal to $100,000 (a 10% reduction), when calculating the optional Death Benefit we will reduce your Highest
     Anniversary Value ($125,000) by 10% or $12,500.

Highest Daily Value Death Benefit ("HDV")

If the Annuity has one Owner, the Owner must be age 79 or less at the time the
Highest Daily Value Death Benefit is elected. If the Annuity has joint Owners, the older Owner must be age 79 or less. If there are Joint Owners, death of the
Owner refers to the first to die of the Joint Owners. If the Annuity is owned by an entity, the Annuitant must be age 79 or less and death of the Owner refers to the death of the Annuitant.

If you elect this benefit, you must allocate your Account Value in accordance with an eligible model under an available asset allocation program or in accordance with other options that we may permit. Because this benefit, once elected, may not be terminated, you must keep your Account Value allocated to an eligible model throughout the life of the Annuity. You may, however, switch from one eligible model to another eligible model. Our asset allocation programs are generally described in the "Are Any Asset Allocation Programs Available?"
section above. For further information on asset allocation programs, please consult with your Investment Professional or call 1-800-680-8920.

The HDV Death Benefit depends on whether death occurs before or after the Death
Benefit Target Date.

If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greater of:

1. the basic Death Benefit described above (including any credits applied to such Purchase Payments more than twelve (12) months prior to the date of death);
and

2. the HDV as of the Owner's date of death.

If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:

1. the basic Death Benefit described above (including any credits applied to such Purchase Payments more than twelve (12) months prior to the date of death);
and

2. the HDV on the Death Benefit Target Date plus the sum of all Purchase
Payments less the sum of all proportional withdrawals since the Death Benefit
Target Date.

The amount determined by this calculation is increased by any Purchase Payments received after the Owner's date of death and decreased by any proportional withdrawals since such date. The amount may also be increased by any Credits under certain circumstances.

The Highest Daily Value Death Benefit described above is currently being offered in those jurisdictions where we have received regulatory approval. Certain terms and conditions may differ between jurisdictions once approved. The Highest Daily
Value Death Benefit is not available if you elect the Guaranteed Return Option,
Guaranteed Return Option Plus, the "Combination 5% Roll-up and Highest
Anniversary Value" Death Benefit, or the Highest Anniversary Value Death
Benefit.

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Death Benefit continued

Key Terms Used with the Highest Daily Value Death Benefit:

..    The Death Benefit Target Date for the Highest Daily Value Death Benefit is
     the later of the Annuity anniversary on or after the 80th birthday of the current Owner, or the older of either the joint Owner or the Annuitant, if entity owned, or five years after the Issue Date of the Annuity.

..    The Highest Daily Value equals the highest of all previous "Daily Values"
     less proportional withdrawals since such date and plus any Purchase
     Payments (and associated Credits) since such date.

..    The Daily Value is the Account Value as of the end of each Valuation Day.
     The Daily Value on the Issue Date is equal to your Purchase Payment (plus any associated Credit).

..    Proportional withdrawals are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn.
     Proportional withdrawals result in a reduction to the Highest Daily Value by reducing such value in the same proportion as the Account Value was reduced by the withdrawal as of the date the withdrawal occurred. For example, if your Highest Daily Value is $125,000 and you subsequently withdraw $10,000 at a time when your Account Value is equal to $100,000 (a
     10% reduction), when calculating the optional Death Benefit we will reduce your Highest Daily Value ($125,000) by 10% or $12,500.

Please see Appendix B to this Prospectus for a hypothetical example of how the
HDV Death Benefit is calculated.

Annuities with Joint Owners

For Annuities with Joint Owners, the Death Benefits are calculated as shown above except that the age of the oldest of the Joint Owners is used to determine the Death Benefit Target Date. NOTE: If you and your spouse own the Annuity jointly, we will pay the Death Benefit to the Beneficiary. If the sole primary
Beneficiary is the surviving spouse, then the surviving spouse can elect to assume ownership of the Annuity and continue the Annuity instead of receiving the Death Benefit.

Annuities owned by entities

For Annuities owned by an entity, the Death Benefits are calculated as shown above except that the age of the Annuitant is used to determine the Death
Benefit Target Date. Payment of the Death Benefit is based on the death of the
Annuitant (or Contingent Annuitant, if applicable).

Can I terminate the optional Death Benefits? Do the optional Death Benefits terminate under other circumstances?

You can terminate the Enhanced Beneficiary Protection Death Benefit and Highest
Anniversary Value Death Benefit at any time. The "Combination 5% Roll-up and HAV
Death Benefit" and the HDV Death Benefit may not be terminated once elected. The optional Death Benefits will terminate automatically on the Annuity Date. We may also terminate any optional Death Benefit if necessary to comply with our interpretation of the Code and applicable regulations.

What are the charges for the optional Death Benefits?

We deduct a charge equal to 0.25% per year of the average daily net assets of the Sub-accounts for each of the Highest Anniversary Value Death Benefit and the
Enhanced Beneficiary Protection Death Benefit and 0.50% per year of the average daily net assets of the Sub-accounts for the "Combination 5% Roll-up and HAV
Death Benefit" and the HDV Death Benefit. We deduct the charge for each of these benefits to compensate American Skandia for providing increased insurance protection under the optional Death Benefits.

Please refer to the section entitled "Tax Considerations" for additional considerations in relation to the optional Death Benefit.

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AMERICAN SKANDIA'S ANNUITY REWARDS
WHAT IS THE ANNUITY REWARDS BENEFIT?

The Annuity Rewards benefit offers Owners the ability to capture any market gains since the Issue Date of their Annuity as an enhancement to their current
Death Benefit so their Beneficiaries will not receive less than the Annuity's value as of the effective date of the benefit. Under the Annuity Rewards benefit, American Skandia guarantees that the Death Benefit will not be less than:

..    your Account Value in the variable investment options plus the Interim
     Value in any Fixed Allocations as of the effective date of the benefit

..    MINUS any proportional withdrawals* following the effective date of the benefit

..    PLUS any additional Purchase Payments applied to the Annuity following the effective date of the benefit. The Annuity Rewards Death Benefit enhancement does not affect the basic

Death Benefit calculation or any Optional Death Benefits available under the
Annuity. If the Death Benefit amount payable under your Annuity's basic Death
Benefit or any Optional Death Benefits you purchase is greater than the enhanced
Death Benefit under the Annuity Rewards benefit on the date the Death Benefit is calculated, your Beneficiary will receive the higher amount.

Who is eligible for the Annuity Rewards Benefit?

Owners can elect the Annuity Rewards Death Benefit enhancement following the tenth (10th) anniversary of the Annuity's Issue Date. However, the Account Value
on the date that the Annuity Rewards Benefit is effective must be greater than the amount that would be payable to the Beneficiary under the Death Benefit
(including any amounts payable under any Optional Death Benefit then in effect).
The effective date must occur before annuity payments begin. There can only be one effective date for the Annuity Rewards Death Benefit enhancement. There is no additional charge for electing the Annuity Rewards Death Benefit enhancement.

PAYMENT OF DEATH BENEFITS

PAYMENT OF DEATH BENEFIT TO BENEFICIARY

Except in the case of a spousal assumption as described below, in the event of your death, the death benefit must be distributed:

* "Proportional withdrawals" are determined by calculating the percentage of the
Account Value that each withdrawal represented when withdrawn. For example, a withdrawal of 50% of your Account Value would be treated as a 50% reduction in the amount payable under the Death Benefit.

..    as a lump sum amount at any time within five (5) years of the date of death; or

..    as a series of annuity payments not extending beyond the life expectancy of the Beneficiary or over the life of the Beneficiary. Payments under this option must begin within one year of the date of death. Unless you have made an election prior to death benefit proceeds becoming

due, a Beneficiary can elect to receive the Death Benefit proceeds as a series of fixed annuity payments (annuity payment options 1-4) or as a series of variable annuity payments (annuity payment options 1-3 or 5 and 6). See the section entitled "What Types of Annuity Options are Available."

Spousal Beneficiary -- Assumption of Annuity You may name your spouse as your
Beneficiary. If you and your spouse own the Annuity jointly, we assume that the sole primary Beneficiary will be the surviving spouse unless you elect an alternative Beneficiary designation. Unless you elect an alternative Beneficiary designation, the spouse Beneficiary may elect to assume ownership of the Annuity instead of taking the Death Benefit payment. Any Death Benefit (including any optional Death Benefits) that would have been payable to the Beneficiary will become the new Account Value as of the date we receive due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the surviving spouse, the new Account Value will be considered as the initial Purchase Payment. No CDSC will apply to the new Account Value. However, any additional Purchase Payments applied after the date the assumption is effective will be subject to all provisions of the Annuity, including any CDSC that may apply to the additional
Purchase Payments.

See the section entitled "Managing Your Annuity -- Spousal Contingent Annuitant"
for a discussion of the treatment of a spousal Contingent Annuitant in the case of the death of the Annuitant in an entity owned Annuity.

Qualified Beneficiary Continuation Option The Code provides for alternative death benefit payment options when an Annuity is used as an IRA, 403(b) or other
"qualified investment" that requires Minimum Distributions. Upon the Owner's death under an IRA, 403(b) or other "qualified investment", a Beneficiary may generally elect to continue the Annuity and receive Minimum Distributions under the Annuity

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Death Benefit continued

instead of receiving the death benefit in a single payment. The available payment options will depend on whether the Owner died on or before the date he or she was required to begin receiving Minimum Distributions under the Code and whether the Beneficiary is the surviving spouse.

..    If death occurs before the date Minimum Distributions must begin under the
     Code, the Death Benefit can be paid out in either a lump sum, within five years from the date of death, or over the life or life expectancy of the designated Beneficiary (as long as payments begin by December 31st of the year following the year of death). However, if the spouse is the
     Beneficiary, the Death Benefit can be paid out over the life or life expectancy of the spouse with such payments beginning no earlier than
     December 31st of the year following the year of death or December 31st of the year in which the deceased would have reached age 70-1/2, which ever is later.

..    If death occurs after the date Minimum Distributions must begin under the
     Code, the Death Benefit must be paid out at least as rapidly as under the method then in effect.

A Beneficiary has the flexibility to take out more each year than required under the Minimum Distribution rules. Until withdrawn, amounts in an IRA, 403(b) or other "qualified investment" continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the Minimum
Distribution rules, are subject to tax. You may wish to consult a professional tax advisor for tax advice as to your particular situation.

Upon election of this Qualified Beneficiary Continuation option:

..    the Annuity contract will be continued in the Owner's name, for the benefit of the Beneficiary.

..    the Beneficiary will be charged at an amount equal to 1.40% daily against the average daily assets allocated to the Sub-accounts.

..    the Account Value will be equal to any Death Benefit (including any optional Death Benefit) that would have been payable to the Beneficiary if they had taken a lump sum distribution.

..    the Beneficiary may request transfers among Sub-accounts, subject to the same limitations and restrictions that applied to the Owner, except that the Sub-accounts offered will be those under the Qualified Beneficiary
     Continuation option at the time the option is elected.

..    the Fixed Allocations will be those offered under the Qualified Beneficiary
     Continuation option at the time the option is elected.

..    no additional Purchase Payments can be applied to the Annuity.

..    other optional Benefits will be those offered under the Qualified
     Beneficiary Continuation option at the time of election.

..    the basic Death Benefit and any optional Death Benefits elected by the
     Owner will no longer apply to the Beneficiary.

..    the Beneficiary can request a withdrawal of all or a portion of the Account
     Value at any time without application of a CDSC.

..    upon the death of the Beneficiary, any remaining Account Value will be paid in a lump sum to the person(s) named by the Beneficiary.

..    all amounts in the Annuity must be paid out to the Beneficiary according to the Minimum Distribution rules described above. Your Beneficiary will be provided with a prospectus and settlement option that will describe this option at the time he or she elects this option. Please contact American
     Skandia for additional information on the availability, restrictions and limitations that will apply to a Beneficiary under the Qualified
     Beneficiary Continuation option.

Are there any exceptions to these rules for paying the Death Benefit? Yes, there are exceptions that apply no matter how your Death Benefit is calculated. There are exceptions to the Death Benefit if the decedent was not the Owner or
Annuitant as of the Issue Date and did not become the Owner or Annuitant due to the prior Owner's or Annuitant's death. Any Death Benefit (including any optional Death Benefit) that applies will be suspended for a two-year period from the date he or she first became Owner or Annuitant. After the two-year suspension period is completed, the Death Benefit is the same as if this person had been an Owner or Annuitant on the Issue Date.

When do you determine the Death Benefit? We determine the amount of the Death
Benefit as of the date we receive "due proof of death", any instructions we require to determine the method of payment and any other written representations we require to determine the proper payment of the Death Benefit to all
Beneficiaries. "Due proof of death" may include a certified copy of a death certificate, a certified copy

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of a decree of a court of competent jurisdiction as to the finding of death or other satisfactory proof of death. Upon our receipt of "due proof of death" we automatically transfer the Death Benefit to the AST Money Market Sub-account until we further determine the universe of eligible Beneficiaries. Once the universe of eligible Beneficiaries has been determined each eligible Beneficiary may allocate his or her eligible share of the Death Benefit to the Sub-accounts according to our rules.

Each Beneficiary must make an election as to the method they wish to receive their portion of the Death Benefit. Absent an election of a Death Benefit payment method, no Death Benefit can be paid to the Beneficiary. We may require written acknowledgment of all named Beneficiaries before we can pay the Death
Benefit. During the period from the date of death until we receive all required paper work, the amount of the Death Benefit may be subject to market fluctuations.

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AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

VALUING YOUR INVESTMENT

HOW IS MY ACCOUNT VALUE DETERMINED?

During the accumulation period, the Annuity has an Account Value. The Account
Value is determined separately for each Sub-account allocation and for each
Fixed Allocation. The Account Value is the sum of the values of each Sub-account allocation and the value of each Fixed Allocation. The Account Value does not reflect any CDSC that may apply to a withdrawal or surrender. The Account Value includes any Credit we apply to your Purchase Payments that we are entitled to recover under certain circumstances. When determining the Account Value on any day other than 30 days prior to a Fixed Allocation's Maturity Date, the Account
Value may include any Market Value Adjustment that would apply to a Fixed
Allocation (if withdrawn or transferred) on that day.

WHAT IS THE SURRENDER VALUE OF MY ANNUITY?

The Surrender Value of your Annuity is the value available to you on any day during the accumulation period. The Surrender Value is defined under "Glossary of Terms" above.

HOW AND WHEN DO YOU VALUE THE SUB-ACCOUNTS?

When you allocate Account Value to a Sub-account, you are purchasing units of the Sub-account. Each Sub-account invests exclusively in shares of an underlying
Portfolio. The value of the Units fluctuates with the market fluctuations of the
Portfolios. The value of the Units also reflects the daily accrual for the
Insurance Charge, the Distribution Charge (if applicable), and if you elected one or more optional benefits whose annual charge is deducted daily, the additional charge made for such benefits. There may be several different Unit
Prices for each Sub-account to reflect the Insurance Charge, Distribution Charge
(if applicable) and the charges for any optional benefits. The Unit Price for the Units you purchase will be based on the total charges for the benefits that apply to your Annuity. See the section entitled "What Happens to My Units When
There is a Change in Daily Asset-Based Charges?" for a detailed discussion of how Units are purchased and redeemed to reflect changes in the daily charges that apply to your Annuity.

Each Valuation Day, we determine the price for a Unit of each Sub-account, called the "Unit Price." The Unit Price is used for determining the value of transactions involving Units of the Sub-accounts. We determine the number of
Units involved in any transaction by dividing the dollar value of the transaction by the Unit Price of the Sub-account as of the Valuation Day.

Example

Assume you allocate $5,000 to a Sub-account. On the Valuation Day you make the allocation, the Unit Price is $14.83. Your $5,000 buys 337.154 Units of the
Sub-account. Assume that later, you wish to transfer $3,000 of your Account
Value out of that Sub-account and into another Sub-account. On the Valuation Day you request the transfer, the Unit Price of the original Sub-account has increased to $16.79. To transfer $3,000, we sell 178.677 Units at the current
Unit Price, leaving you 158.477 Units. We then buy $3,000 of Units of the new
Sub-account at the Unit Price of $17.83. You would then have 168.255 Units of the new Sub-account.

HOW DO YOU VALUE FIXED ALLOCATIONS?

During the Guarantee Period, we use the concept of an Interim Value. The Interim
Value can be calculated on any day and is equal to the initial value allocated to a Fixed Allocation plus all interest credited to a Fixed Allocation as of the date calculated. The Interim Value does not include the impact of any Market
Value Adjustment. If you made any transfers or withdrawals from a Fixed
Allocation, the Interim Value will reflect the withdrawal of those amounts and any interest credited to those amounts before they were withdrawn. To determine the Account Value of a Fixed Allocation on any day more than 30 days prior to its Maturity Date, we multiply the Account Value of the Fixed Allocation times the Market Value Adjustment factor.

WHEN DO YOU PROCESS AND VALUE TRANSACTIONS?

American Skandia is generally open to process financial transactions on those days that the New York Stock Exchange (NYSE) is open for trading. There may be circumstances where the NYSE does not open on a regularly scheduled date or time or closes at an earlier time than scheduled (normally 4:00 p.m. EST). Financial transactions requested before the close of the NYSE which meet our requirements will be processed according to the value next determined following the close of business. Financial transactions requested on a non-business day or after the close of the NYSE will be processed based on the value next computed on the next
Valuation Day. There may be circumstances when the opening or closing time of the NYSE is different than other major stock exchanges, such as NASDAQ or the
American Stock Exchange. Under such circumstances, the closing time of the NYSE will be used when valuing and processing transactions.

There may be circumstances where the NYSE is open, however, due to inclement weather, natural disaster or other circum-

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AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

stances beyond our control, our offices may be closed or our business processing capabilities may be restricted. Under those circumstances, your Account Value may fluctuate based on changes in the Unit Values, but you may not be able to transfer Account Value, or make a purchase or redemption request.

The NYSE is closed on the following nationally recognized holidays: New Year's
Day, Martin Luther King, Jr. Day, Washington's Birthday, Good Friday, Memorial
Day, Independence Day, Labor Day, Thanksgiving, and Christmas. On those dates, we will not process any financial transactions involving purchase or redemption orders.

American Skandia will also not process financial transactions involving purchase or redemption orders or transfers on any day that:

..    trading on the NYSE is restricted;

..    an emergency exists making redemption or valuation of securities held in the separate account impractical; or

..    the SEC, by order, permits the suspension or postponement for the protection of security holders.

Initial Purchase Payments: We are required to allocate your initial Purchase
Payment to the Sub-accounts within two (2) business days after we receive all of our requirements at our office to issue the Annuity. If we do not have all the required information to allow us to issue your Annuity, we may retain the
Purchase Payment while we try to reach you or your representative to obtain all of our requirements. If we are unable to obtain all of our required information within five (5) business days, we are required to return the Purchase Payment at that time, unless you specifically consent to our retaining the Purchase Payment while we gather the required information. Once we obtain the required information, we will invest the Purchase Payment and issue the Annuity within two (2) business days. During any period that we are trying to obtain the required information, your money is not invested.

Additional Purchase Payments: We will apply any additional Purchase Payments on the Valuation Day that we receive the Purchase Payment at our office with satisfactory allocation instructions. We will allocate any additional Purchase
Payments you make according to your most recent allocation instructions if none are provided.

Scheduled Transactions: "Scheduled" transactions include transfers under a
Dollar Cost Averaging, rebalancing, or asset allocation program, Systematic
Withdrawals, Minimum Distributions or annuity payments. Scheduled transactions are processed and valued as of the date they are scheduled, unless the scheduled day is not a Valuation Day. In that case, the transaction will be processed and valued on the next Valuation Day, unless the next Valuation Day falls in the subsequent calendar year, in which case the transaction will be processed and valued on the prior Valuation Day.

Unscheduled Transactions: "Unscheduled" transactions include any other non-scheduled transfers and requests for Partial Withdrawals or Free Withdrawals or Surrenders. Unscheduled transactions are processed and valued as of the
Valuation Day we receive the request at our Office and have all of the required information.

Medically-related Surrenders & Death Benefits: Medically-related surrender requests and Death Benefit claims require our review and evaluation before processing. We price such transactions as of the date we receive at our Office all supporting documentation we require for such transactions and that are satisfactory to us.

Transactions in ProFunds VP Sub-accounts: Generally, purchase or redemption orders or transfer requests must be received by us by no later than the close of the NYSE to be processed on the current Valuation Day. However, any purchase or redemption order or transfer request involving the ProFunds VP Sub-accounts must be received by us no later than one hour prior to any announced closing of the applicable securities exchange (generally, 3:00 p.m. Eastern time) to be processed on the current Valuation Day. The "cut-off" time for such financial transactions involving a ProFunds VP Sub-account will be extended to 1/2 hour prior to any announced closing (generally, 3:30 p.m. Eastern time) for transactions submitted electronically through American Skandia's Internet website (www.americanskandia.prudential.com). You cannot request a transaction involving the purchase, redemption or transfer of Units in one of the ProFunds
VP Sub-accounts between the applicable "cut-off" time and 4:00 p.m. Transactions received after 4:00 p.m. will be treated as received by us on the next Valuation
Day.

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AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Valuing Your Investment continued

WHAT HAPPENS TO MY UNITS WHEN THERE IS A CHANGE IN DAILY ASSET-BASED CHARGES?

Termination of Optional Benefits: Except for Guaranteed Minimum Income Benefit,
the Combination 5% Roll-up and Highest Anniversary Value Death Benefit and the
Highest Daily Value Death Benefit which cannot be terminated by the owner once elected, if any optional benefit terminates, we will no longer deduct the charge we apply to purchase the optional benefit. Certain optional benefits may be added after you have purchased your Annuity. On the date a charge no longer applies or a charge for an optional benefit begins to be deducted, your Annuity will become subject to a different daily asset-based charge. This change may result in the number of Units attributed to your Annuity and the value of those
Units being different than it was before the change; however, the adjustment in the number of Units and Unit Price will not affect your Account Value (although the change in charges that are deducted will affect your Account Value).

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TAX CONSIDERATIONS

The tax considerations associated with the Annuity vary depending on whether the contract is (i) owned by an individual and not associated with a tax-favored retirement plan (including contracts held by a non-natural person, such as a trust acting as an agent for a natural person), or (ii) held under a tax-favored retirement plan. We discuss the tax considerations for these categories of contracts below. The discussion is general in nature and describes only federal income tax law (not state or other tax laws). It is based on current law and interpretations, which may change. The discussion includes a description of certain spousal rights under the contract and under tax-qualified plans. Our administration of such spousal rights and related tax reporting accords with our understanding of the Defense of Marriage Act (which defines a "marriage" as a legal union between a man and a woman and a "spouse" as a person of the opposite sex). The information provided is not intended as tax advice. You should consult with a qualified tax advisor for complete information and advice. References to purchase payments below relates to your cost basis in your contract. Generally, your cost basis in a contract not associated with a tax-favored retirement plan is the amount you pay into your contract, or into annuities exchanged for your contract, on an after-tax basis less any withdrawals of such payments.

This contract may also be purchased as a non-qualified annuity (i.e., a contract not held under a tax-favored retirement plan) by a trust or custodial IRA or
403(b) account, which can hold other permissible assets other than the annuity.
The terms and administration of the trust or custodial account in accordance with the laws and regulations for IRAs or 403(b)s, as applicable, are the responsibility of the applicable trustee or custodian.

CONTRACTS OWNED BY INDIVIDUALS (NOT ASSOCIATED WITH TAX-FAVORED RETIREMENT
PLANS)

TAXES PAYABLE BY YOU

We believe the contract is an annuity contract for tax purposes. Accordingly, as a general rule, you should not pay any tax until you receive money under the contract.

Generally, annuity contracts issued by the same company (and affiliates) to you during the same calendar year must be treated as one annuity contract for purposes of determining the amount subject to tax under the rules described below.

It is possible that the Internal Revenue Service (IRS) would assert that some or all of the charges for the optional benefits under the contract should be treated for federal income tax purposes as a partial withdrawal from the contract. If this were the case, the charge for this benefit could be deemed a withdrawal and treated as taxable to the extent there are earnings in the contract. Additionally, for owners under age 59-1/2, the taxable income attributable to the charge for the benefit could be subject to a tax penalty.

If the IRS determines that the charges for one or more benefits under the contract are taxable withdrawals, then the sole or surviving owner will be provided with a notice from us describing available alternatives regarding these benefits.

If you choose to defer the Annuity Date beyond the default date for your
Annuity, the IRS may not consider your contract to be an annuity under the tax law. For more information, see "How and When Do I Choose the Annuity Payment
Option?".

TAXES ON WITHDRAWALS AND SURRENDER

If you make a withdrawal from your contract or surrender it before annuity payments begin, the amount you receive will be taxed as ordinary income, rather than as return of purchase payments, until all gain has been withdrawn. You will generally be taxed on any withdrawals from the contract while you are alive even if the withdrawal is paid to someone else.

If you assign or pledge all or part of your contract as collateral for a loan, the part assigned generally will be treated as a withdrawal.

If you transfer your contract for less than full consideration, such as by gift, you will trigger tax on any gain in the contract. This rule does not apply if you transfer the contract to your spouse or under most circumstances if you transfer the contract incident to divorce.

TAXES ON ANNUITY PAYMENTS

A portion of each annuity payment you receive will be treated as a partial return of your purchase payments and will not be taxed. The remaining portion will be taxed as ordinary income. Generally, the nontaxable portion is determined by multiplying the annuity payment you receive by a fraction, the numerator of which is your purchase payments (less any amounts previously received tax-free) and the denominator of which is the total expected payments under the contract.

After the full amount of your purchase payments have been recovered tax-free, the full amount of the annuity payments will be taxable. If annuity payments stop due to the death of the annuitant before the full amount of your purchase payments have been recovered, a tax deduction may be allowed for the unrecovered amount.

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Tax Considerations continued

TAX PENALTY ON WITHDRAWALS AND ANNUITY PAYMENTS

Any taxable amount you receive under your contract may be subject to a 10% tax penalty. Amounts are not subject to this tax penalty if:

..    the amount is paid on or after you reach age 59-1/2 or die;

..    the amount received is attributable to your becoming disabled;

..    generally the amount paid or received is in the form of substantially equal payments not less frequently than annually. (Please note that substantially equal payments must continue until the later of reaching age 59-1/2 or 5 years.) Modification of payments during that time period will result in retroactive application of the 10% tax penalty.); or

..    the amount received is paid under an immediate annuity contract (in which annuity payments begin within one year of purchase).

Special Rules in Relation to Tax-Free Exchanges Under Section 1035 Section 1035
of the Internal Revenue Code of 1986, as amended (Code) permits certain tax-free exchanges of a life insurance, annuity or endowment contract for an annuity. If the annuity is purchased through a tax-free exchange of a life insurance, annuity or endowment contract that was purchased prior to August 14, 1982, then any purchase payments made to the original contract prior to August 14, 1982 will be treated as made to the new contract prior to that date. (See Federal Tax
Status section in the Statement of Additional Information.)

Partial surrenders may be treated in the same way as tax-free 1035 exchanges of entire contracts, therefore avoiding current taxation of any gains in the contract as well as the 10% tax penalty on pre-age 59-1/2 withdrawals. The IRS has reserved the right to treat transactions it considers abusive as ineligible for this favorable partial 1035 exchange treatment. We do not know what transactions may be considered abusive. For example we do not know how the IRS may view early withdrawals or annuitizations after a partial exchange. In addition, it is unclear how the IRS will treat a partial exchange from a life insurance, endowment, or annuity contract into an immediate annuity. As of the date of this prospectus, we will accept a partial 1035 exchange from a non-qualified annuity into an immediate annuity as a "tax-free" exchange for future tax reporting purposes, except to the extent that we, as a reporting and withholding agent, believe that we would be expected to deem the transaction to be abusive. However, some insurance companies may not recognize these partial surrenders as tax-free exchanges and may report them as taxable distributions to the extent of any gain distributed as well as subjecting the taxable portion of the distribution to the 10% tax penalty. We strongly urge you to discuss any transaction of this type with your tax advisor before proceeding with the transaction.

TAXES PAYABLE BY BENEFICIARIES

The death benefit options are subject to income tax to the extent the distribution exceeds the cost basis in the contract. The value of the death benefit, as determined under federal law, is also included in the owner's estate.

Generally, the same tax rules described above would also apply to amounts received by your beneficiary. Choosing any option other than a lump sum death benefit may defer taxes. Certain minimum distribution requirements apply upon your death, as discussed further below.

Tax consequences to the beneficiary vary among the death benefit payment options.

..    Choice 1: the beneficiary is taxed on earnings in the contract.

..    Choice 2: the beneficiary is taxed as amounts are withdrawn (in this case earnings are treated as being distributed first).

..    Choice 3: the beneficiary is taxed on each payment (part will be treated as earnings and part as return of premiums).

Considerations for Contingent Annuitants: There may be adverse tax consequences if a Contingent Annuitant succeeds an Annuitant when the Annuity is owned by a trust that is neither tax exempt nor qualifies for preferred treatment under certain sections of the Code. In general, the Code is designed to prevent indefinite deferral of tax. Continuing the benefit of tax deferral by naming one or more Contingent Annuitants when the Annuity is owned by a non-qualified trust might be deemed an attempt to extend the tax deferral for an indefinite period.
Therefore, adverse tax treatment may depend on the terms of the trust, who is named as Contingent Annuitant, as well as the particular facts and circumstances. You should consult your tax advisor before naming a Contingent
Annuitant if you expect to use an Annuity in such a fashion.

REPORTING AND WITHHOLDING ON DISTRIBUTIONS

Taxable amounts distributed from your annuity contracts are subject to federal and state income tax reporting and withholding. In general, we will withhold federal income tax from the taxable portion of such distribution based on the type of distribution. In the case of an annuity or similar periodic payment, we will withhold as if you are a married individual with 3

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AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

exemptions unless you designate a different withholding status. In the case of all other distributions, we will withhold at a 10% rate. You may generally elect not to have tax withheld from your payments. An election out of withholding must be made on forms that we provide.

State income tax withholding rules vary and we will withhold based on the rules of your State of residence. Special tax rules apply to withholding for nonresident aliens, and we generally withhold income tax for nonresident aliens at a 30% rate. A different withholding rate may be applicable to a nonresident alien based on the terms of an existing income tax treaty between the United
States and the nonresident alien's country. Please refer to the discussion below regarding withholding rules for tax favored plans (for example, an IRA).

Regardless of the amount withheld by us, you are liable for payment of federal and state income tax on the taxable portion of annuity distributions. You should consult with your tax advisor regarding the payment of the correct amount of these income taxes and potential liability if you fail to pay such taxes.

ANNUITY QUALIFICATION

Diversification And Investor Control. In order to qualify for the tax rules applicable to annuity contracts described above, the assets underlying the variable investment options of the annuity contract must be diversified, according to certain rules. We believe these diversification rules will be met.

An additional requirement for qualification for the tax treatment described above is that we, and not you as the contract owner, must have sufficient control over the underlying assets to be treated as the owner of the underlying assets for tax purposes. While we also believe these investor control rules will be met, the Treasury Department may promulgate guidelines under which a variable annuity will not be treated as an annuity for tax purposes if persons with ownership rights have excessive control over the investments underlying such variable annuity. It is unclear whether such guidelines, if in fact promulgated, would have retroactive effect. It is also unclear what effect, if any, such guidelines may have on transfers between the investment options offered pursuant to this Prospectus. We will take any action, including modifications to your
Annuity or the investment options, required to comply with such guidelines if promulgated.

Please refer to the Statement of Additional information for further information on these Diversification and Investor Control issues.

Required Distributions Upon Your Death. Upon your death, certain distributions must be made under the contract. The required distributions depend on whether you die before you start taking annuity payments under the contract or after you start taking annuity payments under the contract.

If you die on or after the annuity date, the remaining portion of the interest in the contract must be distributed at least as rapidly as under the method of distribution being used as of the date of death.

If you die before the annuity date, the entire interest in the contract must be distributed within 5 years after the date of death. However, if a periodic payment option is selected by your designated beneficiary and if such payments begin within 1 year of your death, the value of the contract may be distributed over the beneficiary's life or a period not exceeding the beneficiary's life expectancy. Your designated beneficiary is the person to whom benefit rights under the contract pass by reason of death, and must be a natural person in order to elect a periodic payment option based on life expectancy or a period exceeding five years.

If the contract is payable to (or for the benefit of) your surviving spouse, that portion of the contract may be continued with your spouse as the owner.

Changes In The Contract. We reserve the right to make any changes we deem necessary to assure that the contract qualifies as an annuity contract for tax purposes. Any such changes will apply to all contract owners and you will be given notice to the extent feasible under the circumstances.

ADDITIONAL INFORMATION

You should refer to the Statement of Additional Information if:

..    The contract is held by a corporation or other entity instead of by an individual or as agent for an individual.

..    Your contract was issued in exchange for a contract containing purchase payments made before August 14, 1982.

..    You transfer your contract to, or designate, a beneficiary who is either
     37-1/2 years younger than you or a grandchild.

..    You purchased more than one annuity contract from the same insurer within the same calendar year (other than contracts held by tax favored plans).

CONTRACTS HELD BY TAX FAVORED PLANS

The following discussion covers annuity contracts held under tax-favored retirement plans.

Currently, the contract may be purchased for use in connection with individual retirement accounts and annuities (IRAs)

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Tax Considerations continued

which are subject to Sections 408(a), 408(b) and 408A of the Code. In addition, this contract may be purchased for use in connection with a corporate Pension and Profit-sharing plan (subject to 401(a) of the Code), H.R. 10 plans (also known as Keogh Plans, subject to 401(a) of the Code), Tax Sheltered Annuities
(subject to 403(b) of the Code, also known as Tax Deferred Annuities or TDAs), and Section 457 plans (subject to 457 of the Code). This description assumes that you have satisfied the requirements for eligibility for these products.

This contract may also be purchased as a non-qualified annuity (i.e., a contract not held under a tax-favored retirement plan) by a trust or custodial IRA or
403(b) account, which can hold other permissible assets other than the annuity.
The terms and administration of the trust or custodial account in accordance with the laws and regulations for IRAs or 403(b)s, as applicable, are the responsibility of the applicable trustee or custodian.

You should be aware that tax favored plans such as IRAs generally provide income tax deferral regardless of whether they invest in annuity contracts. This means that when a tax favored plan invests in an annuity contract, it generally does not result in any additional tax benefits (such as income tax deferral and income tax free transfers).

TYPES OF TAX FAVORED PLANS

IRAs. If you buy a contract for use as an IRA, we will provide you a copy of the prospectus and contract. The "IRA Disclosure Statement" contains information about eligibility, contribution limits, tax particulars, and other IRA information. In addition to this information (some of which is summarized below), the IRS requires that you have a "free look" after making an initial contribution to the contract. During this time, you can cancel the contract by notifying us in writing, and we will refund all of the purchase payments under the contract (or, if provided by applicable state law, the amount credited under the contract, if greater), less any applicable federal and state income tax withholding.

Contributions Limits/Rollovers. Because of the way the contract is designed, you may purchase a contract for an IRA in connection with a "rollover" of amounts from a qualified retirement plan or transfer from another IRA. In 2005 the limit is $4,000; increasing to $5,000 in 2008. After 2008 the contribution amount will be indexed for inflation. The tax law also provides for a catch-up provision for individuals who are age 50 and above. These taxpayers will be permitted to contri- bute an additional $500, increasing to $1,000 in 2006 and years thereafter.

The "rollover" rules under the Code are fairly technical; however, an individual
(or his or her surviving spouse) may generally "roll over" certain distributions from tax favored retirement plans (either directly or within 60 days from the date of these distributions) if he or she meets the requirements for distribution. Once you buy the contract, you can make regular IRA contributions under the contract (to the extent permitted by law). However, if you make such regular IRA contributions, you should note that you will not be able to treat the contract as a "conduit IRA," which means that you will not retain possible favorable tax treatment if you subsequently "roll over" the contract funds originally derived from a qualified retirement plan or TDA into another Section
401(a) plan or TDA.

Required Provisions. Contracts that are IRAs (or endorsements that are part of the contract) must contain certain provisions:

..    You, as owner of the contract, must be the "annuitant" under the contract
     (except in certain cases involving the division of property under a decree of divorce);

..    Your rights as owner are non-forfeitable; . You cannot sell, assign or pledge the contract;

..    The annual contribution you pay cannot be greater than the maximum amount allowed by law, including catch-up contributions if applicable (which does not include any rollover amounts);

..    The date on which annuity payments must begin cannot be later than April
     1st of the calendar year after the calendar year you turn age 70-1/2; and

..    Death and annuity payments must meet "minimum distribution requirements"
     described below. Usually, the full amount of any distribution from an IRA
     (including a distribution from this contract) which is not a rollover is taxable. As taxable income, these distributions are subject to the general tax withholding rules described earlier. In addition to this normal tax liability, you may also be liable for the following, depending on your actions:

..    A 10% "early distribution penalty" described below;

..    Liability for "prohibited transactions" if you, for example, borrow against the value of an IRA; or

..    Failure to take a minimum distribution also described below.

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SEPs. SEPs are a variation on a standard IRA, and contracts issued to a SEP must satisfy the same general requirements described under IRAs (above). There are, however, some differences:

..    If you participate in a SEP, you generally do not include in income any employer contributions made to the SEP on your behalf up to the lesser of
     (a) $42,000 in 2005 or (b) 25% of the employee's earned income (not including contribution as "earned income" for these purposes). However, for these purposes, compensation in excess of certain limits established by the
     IRS will not be considered. In 2005, this limit is $210,000;

..    SEPs must satisfy certain participation and nondiscrimination requirements not generally applicable to IRAs; and

..    SEPs for small employers permit salary deferrals up to $14,000 in 2005 with the employer making these contributions to the SEP. However, no new "salary reduction" or "SARSEPs" can be established after 1996. Individuals participating in a SARSEP who are age 50 or above by the end of the year will be permitted to contribute an additional $4,000 in 2005, increasing to
     $5,000 in 2006. Thereafter, the amount is indexed for inflation. You will also be provided the same information, and have the same "free look"
     period, as you would have if you purchased the contract for a standard IRA.

ROTH IRAs. Like standard IRAs, income within a Roth IRA accumulates tax-free, and contributions are subject to specific limits. Roth IRAs have, however, the following differences:

..    Contributions to a Roth IRA cannot be deducted from your gross income;

..    "Qualified distributions" from a Roth IRA are excludable from gross income.
     A "qualified distribution" is a distribution that satisfies two requirements:

(1) the distribution must be made (a) after the owner of the IRA attains age
59-1/2; (b) after the owner's death; (c) due to the owner's disability; or (d)
for a qualified first time homebuyer distribution within the meaning of Section
72(t)(2)(F) of the Code; and (2) the distribution must be made in the year that is at least five tax years after the first year for which a contribution was made to any Roth IRA established for the owner or five years after a rollover, transfer, or conversion was made from a traditional IRA to a Roth IRA.
Distributions from a Roth IRA that are not qualified distributions will be treated as made first from contributions and then from earnings, and taxed generally in the same manner as distributions from a traditional IRA.

..    If eligible (including meeting income limitations and earnings requirements), you may make contributions to a Roth IRA after attaining age
     70-1/2, and distributions are not required to begin upon attaining such age or at any time thereafter.

Because of the way the contract is designed, you may purchase a contract for a
Roth IRA in connection with a "rollover" of amounts of another traditional IRA, conduit IRA, SEP, SIMPLE-IRA or Roth IRA. The Code permits persons who meet certain income limitations (generally, adjusted gross income under $100,000), and who receive certain qualifying distributions from such non-Roth IRAs, to directly rollover or make, within 60 days, a "rollover" of all or any part of the amount of such distribution to a Roth IRA which they establish. This conversion triggers current taxation (but is not subject to a 10% early distribution penalty). Once the contract has been purchased, regular Roth IRA contributions will be accepted to the extent permitted by law.

TDAs. You may own a TDA generally if you are either an employer or employee of a tax-exempt organization (as defined under Code Section 501 (c)(3)) or a public educational organization, and you may make contributions to a TDA so long as the employee's rights to the annuity are nonforfeitable. Contributions to a TDA, and any earnings, are not taxable until distribution. You may also make contributions to a TDA under a salary reduction agreement, generally up to a maximum of $14,000 in 2005. Individuals participating in a TDA who are age 50 or above by the end of the year will be permitted to contribute an additional
$4,000 in 2005, increasing to $5,000 in 2006. Thereafter, the amount is indexed for inflation. Further, you may roll over TDA amounts to another TDA or an IRA.
You may also roll over TDA amounts to a qualified retirement plan, a SEP and a
457 government plan. A contract may only qualify as a TDA if distributions
(other than "grandfathered" amounts held as of December 31, 1988) may be made only on account of:

..    Your attainment of age 59-1/2;

..    Your severance of employment;

..    Your death;

..    Your total and permanent disability; or

..    Hardship (under limited circumstances, and only related to salary deferrals and any earnings attributable to these amounts).

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Tax Considerations continued

In any event, you must begin receiving distributions from your TDA by April 1st of the calendar year after the calendar year you turn age 70-1/2 or retire, whichever is later.

These distribution limits do not apply either to transfers or exchanges of investments under the contract, or to any "direct transfer" of your interest in the contract to another TDA or to a mutual fund "custodial account" described under Code Section 403(b)(7).

Employer contributions to TDAs are subject to the same general contribution, nondiscrimination, and minimum participation rules applicable to "qualified"
retirement plans.

MINIMUM DISTRIBUTION REQUIREMENTS AND PAYMENT OPTION

If you hold the contract under an IRA (or other tax-favored plan), IRS minimum distribution requirements must be satisfied. This means that generally payments must start by April 1 of the year after the year you reach age 70-1/2 and must be made for each year thereafter. The amount of the payment must at least equal the minimum required under the IRS rules. Several choices are available for calculating the minimum amount. More information on the mechanics of this calculation is available on request. Please contact us at a reasonable time before the IRS deadline so that a timely distribution is made. Please note that there is a 50% tax penalty on the amount of any minimum distribution not made in a timely manner.

Effective in 2006, in accordance with recent changes in laws and regulations, required minimum distributions will be calculated based on the sum of the contract value and the actuarial value of any additional death benefits and benefits from optional riders that you have purchased under the contract. As a result, the required minimum distributions may be larger than if the calculation were based on the contract value only, which may in turn result in an earlier
(but not before the required beginning date) distribution under the Contract and an increased amount of taxable income distributed to the contract owner, and a reduction of death benefits and the benefits of any optional riders.

You can use the Minimum Distribution option to satisfy the IRS minimum distribution requirements for this contract without either beginning annuity payments or surrendering the contract. We will distribute to you this minimum distribution amount, less any other partial withdrawals that you made during the year.

Although the IRS rules determine the required amount to be distributed from your
IRA each year, certain payment alternatives are still available to you. If you own more than one IRA, you can choose to satisfy your minimum distribution requirement for each of your IRAs by withdrawing that amount from any of your
IRAs.

PENALTY FOR EARLY WITHDRAWALS

You may owe a 10% tax penalty on the taxable part of distributions received from an IRA, SEP, Roth IRA, TDA or qualified retirement plan before you attain age
59-1/2. Amounts are not subject to this tax penalty if:

..    the amount is paid on or after you reach age 59-1/2 or die;

..    the amount received is attributable to your becoming disabled; or

..    generally the amount paid or received is in the form of substantially equal payments not less frequently than annually. (Please note that substantially equal payments must continue until the later of reaching age 59-1/2 or 5 years. Modification of payments during that time period will result in retroactive application of the 10% tax penalty.) Other exceptions to this tax may apply. You should consult your tax advisor for further details.

WITHHOLDING

Unless a distribution is an eligible rollover distribution that is "directly"
rolled over into another qualified plan, IRA (including the IRA variations described above), SEP, 457 government plan or TDA, we will withhold federal income tax at the rate of 20%. This 20% withholding does not apply to distributions from IRAs and Roth IRAs. For all other distributions, unless you elect otherwise, we will withhold federal income tax from the taxable portion of such distribution at an appropriate percentage. The rate of withholding on annuity payments where no mandatory withholding is required is determined on the basis of the withholding certificate that you file with us. If you do not file a certificate, we will automatically withhold federal taxes on the following basis:

..    For any annuity payments not subject to mandatory withholding, you will have taxes withheld by us as if you are a married individual, with 3 exemptions; and

..    For all other distributions, we will withhold at a 10% rate.

We will provide you with forms and instructions concerning the right to elect that no amount be withheld from payments in the ordinary course. However, you should know that, in any event, you are liable for payment of federal income taxes on the taxable portion of the distributions, and you should consult with your tax advisor to find out more information on your potential liability if you fail to pay such taxes. There may be additional state income tax withholding requirements.

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ERISA DISCLOSURE/REQUIREMENTS

ERISA (the "Employee Retirement Income Security Act of 1974") and the Code
prevents a fiduciary and other "parties in interest" with respect to a plan
(and, for these purposes, an IRA would also constitute a "plan") from receiving any benefit from any party dealing with the plan, as a result of the sale of the contract. Administrative exemptions under ERISA generally permit the sale of insurance/annuity products to plans, provided that certain information is disclosed to the person purchasing the contract. This information has to do primarily with the fees, charges, discounts and other costs related to the contract, as well as any commissions paid to any agent selling the contract.

Information about any applicable fees, charges, discounts, penalties or adjustments may be found in the applicable sections of this Prospectus.

Information about sales representatives and commissions may be found in the sections of this Prospectus addressing distribution of the Annuity.

Please consult your tax advisor if you have any additional questions.

Spousal Consent Rules for Retirement Plans -- Qualified Contracts

If you are married at the time your payments commence, you may be required by federal law to choose an income option that provides survivor annuity income to your spouse, unless your spouse waives that right. Similarly, if you are married at the time of your death, federal law may require all or a portion of the death benefit to be paid to your spouse, even if you designated someone else as your beneficiary. A brief explanation of the applicable rules follows. For more information, consult the terms of your retirement arrangement.

Defined Benefit Plans and Money Purchase Pension Plans. If you are married at the time your payments commence, federal law requires that benefits be paid to you in the form of a "qualified joint and survivor annuity" (QJSA), unless you and your spouse waive that right, in writing. Generally, this means that you will receive a reduced payment during your life and, upon your death, your spouse will receive at least one-half of what you were receiving for life. You may elect to receive another income option if your spouse consents to the election and waives his or her right to receive the QJSA. If your spouse consents to the alternative form of payment, your spouse may not receive any benefits from the plan upon your death. Federal law also requires that the plan pay a death benefit to your spouse if you are married and die before you begin receiving your benefit. This benefit must be available in the form of an annuity for your spouse's lifetime and is called a "qualified pre-retirement survivor annuity" (QPSA). If the plan pays death benefits to other beneficiaries, you may elect to have a beneficiary other than your spouse receive the death benefit, but only if your spouse consents to the election and waives his or her right to receive the QPSA. If your spouse consents to the alternate beneficiary, your spouse will receive no benefits from the plan upon your death. Any QPSA waiver prior to your attaining age 35 will become null and void on the first day of the calendar year in which you attain age 35, if still employed.

Defined Contribution Plans (including 401(k) Plans and ERISA 403(b) Annuities).
Spousal consent to a distribution is generally not required. Upon your death, your spouse will receive the entire death benefit, even if you designated someone else as your beneficiary, unless your spouse consents in writing to waive this right. Also, if you are married and elect an annuity as a periodic income option, federal law requires that you receive a QJSA (as described above), unless you and your spouse consent to waive this right.

IRAs, non-ERISA 403(b) Annuities, and 457 Plans. Spousal consent to a distribution is not required. Upon your death, any death benefit will be paid to your designated beneficiary.

ADDITIONAL INFORMATION

For additional information about federal tax law requirements applicable to tax favored plans, see the IRA Disclosure Statement.

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GENERAL INFORMATION

HOW WILL I RECEIVE STATEMENTS AND REPORTS?

We send any statements and reports required by applicable law or regulation to you at your last known address of record. You should therefore give us prompt notice of any address change. We reserve the right, to the extent permitted by law and subject to your prior consent, to provide any prospectus, prospectus supplements, confirmations, statements and reports required by applicable law or regulation to you through our Internet Website at
http://www.americanskandia.prudential.com or any other electronic means, including diskettes or CD ROMs. We send a confirmation statement to you each time a transaction is made affecting Account Value, such as making additional
Purchase Payments, transfers, exchanges or withdrawals. We also send quarterly statements detailing the activity affecting your Annuity during the calendar quarter. We may confirm regularly scheduled transactions, such as the Annual
Maintenance Fee, systematic withdrawals (including 72(t) payments and required minimum distributions), bank drafting, dollar cost averaging, and static rebalancing, in quarterly statements instead of confirming them immediately. You should review the information in these statements carefully. You may request additional reports. We reserve the right to charge up to $50 for each such additional report. We may also send an annual report and a semi-annual report containing applicable financial statements for the Separate Account and the
Portfolios, as of December 31 and June 30, respectively, to Owners or, with your prior consent, make such documents available electronically through our Internet
Website or other electronic means.

WHO IS AMERICAN SKANDIA?

American Skandia Life Assurance Corporation, a Prudential Financial Company
("American Skandia") is a stock life insurance company domiciled in Connecticut with licenses in all 50 states, the District of Columbia and Puerto Rico.
American Skandia is a wholly-owned subsidiary of American Skandia, Inc. ("ASI"), whose ultimate parent is Prudential Financial, Inc. American Skandia markets its products to broker-dealers and financial planners through an internal field marketing staff. In addition, American Skandia markets through and in conjunction with financial institutions such as banks that are permitted directly, or through affiliates, to sell annuities.

American Skandia is in the business of issuing annuity and life insurance products. American Skandia currently offers the following products: (a) flexible premium deferred annuities and single premium fixed deferred annuities that are registered with the SEC; (b) certain other fixed deferred annuities that are not registered with the SEC; and (c) both fixed and variable immediate adjustable annuities.

Effective May 1, 2003, Skandia U.S. Inc., the sole shareholder of ASI, which is the parent of American Skandia, was purchased by Prudential Financial, Inc.
Prudential Financial, Inc. is a New Jersey insurance holding company whose subsidiary companies serve individual and institutional customers worldwide and include The Prudential Insurance Company of America, one of the largest life insurance companies in the U.S. These companies offer a variety of products and services, including life insurance, property and casualty insurance, mutual funds, annuities, pension and retirement related services and administration, asset management, securities brokerage, banking and trust services, real estate brokerage franchises, and relocation services.

No company other than American Skandia has any legal responsibility to pay amounts that it owes under its annuity and variable life insurance contracts.
However, Prudential Financial exercises significant influence over the operations and capital structure of American Skandia.

WHAT ARE SEPARATE ACCOUNTS?

The separate accounts are where American Skandia sets aside and invests the assets of some of our annuities. In the accumulation period, assets supporting
Account Values of the Annuities are held in a separate account established under the laws of the State of Connecticut. We are the legal owner of assets in the separate accounts. In the payout period, assets supporting fixed annuity payments and any adjustable annuity payments we make available are held in our general account. Assets supporting variable annuity payment options may be invested in our separate accounts. Income, gains and losses from assets allocated to these separate accounts are credited to or charged against each such separate account without regard to other income, gains or losses of
American Skandia or of any other of our separate accounts. These assets may only be charged with liabilities which arise from the Annuities issued by American
Skandia. The amount of our obligation in relation to allocations to the
Sub-accounts is based on the investment performance of such Sub-accounts.
However, the obligations themselves are our general corporate obligations.

Separate Account B

During the accumulation period, the assets supporting obligations based on allocations to the variable investment options are held in Sub-accounts of
American Skandia Life Assurance

                                       96

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Corporation Variable Account B, also referred to as "Separate Account B".
Separate Account B was established by us pursuant to Connecticut law on November
25, 1987. Separate Account B also holds assets of other annuities issued by us with values and benefits that vary according to the investment performance of
Separate Account B.

Separate Account B consists of multiple Sub-accounts. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. The name of each
Sub-account generally corresponds to the name of the underlying Portfolio. Each
Sub-account in Separate Account B may have several different Unit Prices to reflect the Insurance Charge, Distribution Charge (when applicable) and the charges for any optional benefits that are offered under this Annuity and other annuities issued by us through Separate Account B. Separate Account B is registered with the SEC under the Investment Company Act of 1940 ("Investment
Company Act") as a unit investment trust, which is a type of investment company.
The SEC does not supervise investment policies, management or practices of
Separate Account B.

Prior to November 18, 2002, Separate Account B was organized as a single separate account with six different Sub-account classes, each of which was registered as a distinct unit investment trust under the Investment Company Act.
Effective November 18, 2002, each Sub-account class of Separate Account B was consolidated into the unit investment trust formerly named American Skandia Life
Assurance Corporation Variable Account B (Class 1 Sub-accounts), which was subsequently renamed American Skandia Life Assurance Corporation Variable
Account B. Each Sub-account of Separate Account B has multiple Unit Prices to reflect the daily charge deducted for each combination of the applicable
Insurance Charge, Distribution Charge (when applicable) and the charge for each optional benefit offered under Annuity contracts funded through Separate Account
B. The consolidation of Separate Account B had no impact on Annuity Owners.

We reserve the right to make changes to the Sub-accounts available under the
Annuity as we determine appropriate. We may offer new Sub-accounts, eliminate
Sub-accounts, or combine Sub-accounts at our sole discretion. We may also close
Sub-accounts to additional Purchase Payments on existing Annuity contracts or close Sub-accounts for Annuities purchased on or after specified dates. We may also substitute an underlying mutual fund or portfolio of an underlying mutual fund for another underlying mutual fund or portfolio of an underlying mutual fund, subject to our receipt of any exemptive relief that we are required to obtain under the Investment Company Act. We will notify Owners of changes we make to the Sub-accounts available under the Annuity.

Values and benefits based on allocations to the Sub-accounts will vary with the investment performance of the underlying mutual funds or fund portfolios, as applicable. We do not guarantee the investment results of any Sub-account. Your
Account Value allocated to the Sub-accounts may increase or decrease. You bear the entire investment risk. There is no assurance that the Account Value of your
Annuity will equal or be greater than the total of the Purchase Payments you make to us.

Separate Account D

During the accumulation period, assets supporting our obligations based on Fixed
Allocations are held in American Skandia Life Assurance Corporation Separate
Account D, also referred to as "Separate Account D". Such obligations are based on the fixed interest rates we credit to Fixed Allocations and the terms of the
Annuities. These obligations do not depend on the investment performance of the assets in Separate Account D. Separate Account D was established by us pursuant to Connecticut law.

There are no units in Separate Account D. The Fixed Allocations are guaranteed by our general account. An Annuity Owner who allocates a portion of their
Account Value to Separate Account D does not participate in the investment gain or loss on assets maintained in Separate Account D. Such gain or loss accrues solely to us. We retain the risk that the value of the assets in Separate
Account D may drop below the reserves and other liabilities we must maintain.
Should the value of the assets in Separate Account D drop below the reserve and other liabilities we must maintain in relation to the annuities supported by such assets, we will transfer assets from our general account to Separate
Account D to make up the difference. We have the right to transfer to our general account any assets of Separate Account D in excess of such reserves and other liabilities. We maintain assets in Separate Account D supporting a number of annuities we offer.

We currently employ investment managers to manage the assets maintained in
Separate Account D. Each manager we employ is responsible for investment management of a different portion of Separate Account D. From time to time additional investment managers may be employed or investment

                                       97

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

General Information continued

managers may cease being employed. We are under no obliga- tion to employ or continue to employ any investment manager(s) and have sole discretion over the investment managers we retain.

We are not obligated to invest according to specific guidelines or strategies except as may be required by Connecticut and other state insurance laws.

WHAT IS THE LEGAL STRUCTURE OF THE UNDERLYING FUNDS?

Each underlying mutual fund is registered as an open-end management investment company under the Investment Company Act. Shares of the underlying mutual fund portfolios are sold to separate accounts of life insurance companies offering variable annuity and variable life insurance products. The shares may also be sold directly to qualified pension and retirement plans.

Voting Rights

We are the legal owner of the shares of the underlying mutual funds in which the
Sub-accounts invest. However, under SEC rules, you have voting rights in relation to Account Value maintained in the Sub-accounts. If an underlying mutual fund portfolio requests a vote of shareholders, we will vote our shares based on instructions received from Owners with Account Value allocated to that
Sub-account. Owners have the right to vote an amount equal to the number of shares attributable to their contracts. If we do not receive voting instructions in relation to certain shares, we will vote those shares in the same manner and proportion as the shares for which we have received instructions. We will furnish those Owners who have Account Value allocated to a Sub-account whose underlying mutual fund portfolio has requested a "proxy" vote with proxy materials and the necessary forms to provide us with their voting instructions.
Generally, you will be asked to provide instructions for us to vote on matters such as changes in a fundamental investment strategy, adoption of a new investment advisory agreement, or matters relating to the structure of the underlying mutual fund that require a vote of shareholders.

American Skandia Trust (the "Trust") has obtained an exemption from the
Securities and Exchange Commission that permits its co-investment advisers,
American Skandia Investment Services, Incorporated ("ASISI") and Prudential
Investments LLC, subject to approval by the Board of Trustees of the Trust, to change sub-advisors for a Portfolio and to enter into new sub-advisory agreements, without obtaining shareholder approval of the changes. This exemption (which is similar to exemptions granted to other investment companies that are organized in a similar manner as the Trust) is intended to facilitate the efficient supervision and management of the sub-advisors by ASISI,
Prudential Investments LLC and the Trustees. The Trust is required, under the terms of the exemption, to provide certain information to shareholders following these types of changes. We may add new Sub-accounts that invest in a series of underlying funds other than the Trust that is managed by an affiliate. Such series of funds may have a similar order from the SEC. You also should review the prospectuses for the other underlying funds in which various Sub-accounts invest as to whether they have obtained similar orders from the SEC.

Material Conflicts

It is possible that differences may occur between companies that offer shares of an underlying mutual fund portfolio to their respective separate accounts issuing variable annuities and/or variable life insurance products. Differences may also occur surrounding the offering of an underlying mutual fund portfolio to variable life insurance policies and variable annuity contracts that we offer. Under certain circumstances, these differences could be considered
"material conflicts," in which case we would take necessary action to protect persons with voting rights under our variable annuity contracts and variable life insurance policies against persons with voting rights under other insurance companies' variable insurance products. If a "material conflict" were to arise between owners of variable annuity contracts and variable life insurance policies issued by us we would take necessary action to treat such persons equitably in resolving the conflict. "Material conflicts" could arise due to differences in voting instructions between owners of variable life insurance and variable annuity contracts of the same or different companies. We monitor any potential conflicts that may exist.

Service Fees Payable to American Skandia American Skandia or our affiliates have entered into agreements with the investment adviser or distributor of the underlying Portfolios. Under the terms of these agreements, American Skandia may provide administrative and support services to the Portfolios for which it receives a fee of up to 0.75% (currently) of the average assets allocated to the
Portfolios under the Annuity from the investment adviser, distributor and/or the fund. These agreements may be different for each underlying mutual fund whose portfolios are offered as Sub-accounts.

                                       98

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

In addition, the investment adviser, sub-advisor or distributor of the underlying Portfolios may also compensate us by providing reimbursement or paying directly for, among other things, marketing and/or administrative services and/or other services they provide in connection with the Annuity.
These services may include, but are not limited to: co-sponsoring various meetings and seminars attended by broker-dealer firms' registered representatives and creating marketing material discussing the Annuity and the available options.

WHO DISTRIBUTES ANNUITIES OFFERED BY AMERICAN SKANDIA?

American Skandia Marketing, Incorporated ("ASM"), a wholly-owned subsidiary of
American Skandia, Inc., is the distributor and principal underwriter of the securities offered through this prospectus. ASM acts as the distributor of a number of annuity and life insurance products we offer and co-distributor
American Skandia Trust and American Skandia Advisor Funds, Inc., a family of retail mutual funds. ASM also acts as an introducing broker-dealer through which it receives a portion of brokerage commissions in connection with purchases and sales of securities held by portfolios of American Skandia Trust which are offered as underlying investment options under the Annuity.

ASM's principal business address is One Corporate Drive, Shelton, Connecticut
06484. ASM is registered as broker-dealer under the Securities Exchange Act of
1934 ("Exchange Act") and is a member of the National Association of Securities
Dealers, Inc. ("NASD").

The Annuity is offered on a continuous basis. ASM enters into distribution agreements with broker-dealers who are registered under the Exchange Act and with entities that may offer the Annuity but are exempt from registration
("firms"). Applications for the Annuity are solicited by registered representatives of those firms. Such representatives will also be our appointed insurance agents under state insurance law. In addition, ASM may offer the
Annuity directly to potential purchasers.

Commissions are paid to firms on sales of the Annuity according to one or more schedules. The individual representative will receive a portion of the compensation, depending on the practice of his or her firm. Commissions are generally based on a percentage of Purchase Payments made, up to a maximum of
4.0%. Alternative compensation schedules are available that provide a lower initial commission plus ongoing annual compensation based on all or a portion of
Account Value. We may also provide compensation to the distributing firm for providing ongoing service to you in relation to the Annuity. Commissions and other compensation paid in relation to the Annuity do not result in any additional charge to you or to the Separate Account.

In addition, in an effort to promote the sale of our products (which may include the placement of American Skandia and/or the Annuity on a preferred or recommended company or product list and/or access to the firm's registered representatives), we or ASM may enter into compensation arrangements with certain broker-dealer firms with respect to certain or all registered representatives of such firms under which such firms may receive separate compensation or reimbursement for, among other things, training of sales personnel and/or marketing and/or administrative services and/or other services they provide. These services may include, but are not limited to: educating customers of the firm on the Annuity's features; conducting due diligence and analysis, providing office access, operations and systems support; holding seminars intended to educate the firm's registered representatives and make them more knowledgeable about the Annuity; providing a dedicated marketing coordinator; providing priority sales desk support; and providing expedited marketing compliance approval. To the extent permitted by NASD rules and other applicable laws and regulations, ASM may pay or allow other promotional incentives or payments in the form of cash or non-cash compensation. These arrangements may not be offered to all firms and the terms of such arrangements may differ between firms. A list of the firms to whom American Skandia pays an amount of greater than $10,000 under these arrangements is provided in the
Statement of Additional Information, which is available upon request. You should note that firms and individual registered representatives and branch managers within some firms participating in one of these compensation arrangements might receive greater compensation for selling the Annuity than for selling a different annuity that is not eligible for these compensation arrangements.
While compensation is generally taken into account as an expense in considering the charges applicable to an annuity product, any such compensation will be paid by us or ASM and will not result in any additional charge to you. Overall compensation paid to the distributing firm does not exceed, based on actuarial assumptions, 8.5% of the total Purchase Payments made. Your registered representative can provide you with more information about the compensation arrangements that apply upon the sale of the Annuity.

                                       99

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

General Information continued

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

American Skandia publishes annual and quarterly reports that are filed with the
SEC. These reports contain financial information about American Skandia that is annually audited by an independent registered public accounting firm. American
Skandia's annual report for the year ended December 31, 2004, together with subsequent periodic reports that American Skandia files with the SEC, are incorporated by reference into this prospectus. You can obtain copies, at no cost, of any and all of this information, including the American Skandia annual report that is not ordinarily mailed to contract owners, the more current reports and any subsequently filed documents at no cost by contacting us at
American Skandia -- Variable Annuities; P.O. Box 7960, Philadelphia, PA 19176
(Telephone: 203-926-1888). The SEC file number for American Skandia is 33-44202.
You may read and copy any filings made by American Skandia with the SEC at the
SEC's Public Reference Room at 450 Fifth Street, Washington, D.C. 20549-0102.
You can obtain information on the operation of the Public Reference Room by calling (202) 942-8090. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

FINANCIAL STATEMENTS

The financial statements of the separate account and American Skandia Life
Assurance Corporation are included in the Statement of Additional Information.

HOW TO CONTACT US You can contact us by:

..    calling our Customer Service Team at 1-800-680-8920, or Skandia's telephone automated response system at 1-800-766-4530.

..    writing to us via regular mail at American Skandia -- Variable Annuities,
     Attention: Stagecoach Annuity, P.O. Box 7960, Philadelphia, PA 19176 OR for
     express mail American Skandia -- Variable Annuities, Attention: Stagecoach
     Annuity, 2101 Welsh Road, Dresher, PA 19025. NOTE: Failure to send mail to the proper address may result in a delay in our receiving and processing your request.

..    sending an email to service@prudential.com or visiting our Internet Website at www.americanskandia.prudential.com.

..    accessing information about your Annuity through our Internet Website at
     www.americanskandia.prudential.com.

You can obtain account information by calling our automated response system and at www.americanskandia.prudential.com, our Internet Website. Our Customer
Service representatives are also available during business hours to provide you with information about your account. You can request certain transactions through our telephone voice response system, our Internet Website or through a customer service representative. You can provide authorization for a third party, including your attorney-in-fact acting pursuant to a power of attorney, to access your account information and perform certain transactions on your account. You will need to complete a form provided by us which identifies those transactions that you wish to authorize via telephonic and electronic means and whether you wish to authorize a third party to perform any such transactions.
Please note that unless you tell us otherwise, we deem that all transactions that are directed by your Investment Professional with respect to your Annuity have been authorized by you. We require that you or your representative provide proper identification before performing transactions over the telephone or through our Internet Website. This may include a Personal Identification Number
(PIN) that will be provided to you upon issue of your Annuity or you may establish or change your PIN by calling our automated response system and at
www.americanskandia.prudential.com, our Internet Website. Any third party that you authorize to perform financial transactions on your account will be assigned a PIN for your account.

Transactions requested via telephone are recorded. To the extent permitted by law, we will not be responsible for any claims, loss, liability or expense in connection with a transaction requested by telephone or other electronic means if we acted on such transaction instructions after following reasonable procedures to identify those persons authorized to perform transactions on your
Annuity using verification methods which may include a request for your Social
Security number, PIN or other form of electronic identification. We may be liable for losses due to unauthorized or fraudulent instructions if we did not follow such procedures.

American Skandia does not guarantee access to telephonic, facsimile, Internet or any other electronic information or that we will be able to accept transaction instructions via such means at all times. Regular and/or express mail will be the only means by which we will accept transaction instructions when telephonic,

                                       100

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

facsimile, Internet or any other electronic means are unavailable or delayed.
American Skandia reserves the right to limit, restrict or terminate telephonic, facsimile, Internet or any other electronic transaction privileges at any time.

INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of
1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL PROCEEDINGS

As of the date of this Prospectus, American Skandia and its affiliates are not involved in any legal proceedings outside of the ordinary course of business.
American Skandia and its affiliates are involved in pending and threatened legal proceedings in the normal course of its business, however, we do not anticipate that the outcome of any such legal proceedings will have a material adverse affect on the Separate Account, or American Skandia's ability to meet its obligations under the Annuity, or on the distribution of the Annuity.

CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION

The following are the contents of the Statement of Additional Information:

General Information about American Skandia

..    American Skandia Life Assurance Corporation

..    American Skandia Life Assurance Corporation Variable Account B

..    American Skandia Life Assurance Corporation Separate Account D

Principal Underwriter/Distributor -- American Skandia Marketing, Incorporated

Payments Made to Promote Sale of Our Products

How the Unit Price is Determined

Additional Information on Fixed Allocations

..    How We Calculate the Market Value Adjustment

General Information

..    Voting Rights

..    Modification

..    Deferral of Transactions

..    Misstatement of Age or Sex

..    Ending the Offer

Annuitization

Experts

Legal Experts

Financial Statements

                                       101

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APPENDIX A AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

APPENDIX A -- CONDENSED FINANCIAL INFORMATION ABOUT SEPARATE ACCOUNT B

Separate Account B consists of multiple Sub-accounts. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. All or some of these
Sub-accounts are available as investment options for other variable annuities we offer pursuant to different prospectuses.

Unit Prices And Numbers Of Units: The following table shows: (a) the Unit Price, as of the dates shown, for Units in each of the Sub-accounts of Separate Account
B that are being offered pursuant to this Prospectus; and (b) the number of
Units outstanding for each such Sub-account as of the dates shown. Since
November 18, 2002, we have been determining, on a daily basis, multiple Unit
Prices for each Sub-account of Separate Account B. We compute multiple Unit
Prices because several of our variable annuities invest in the same
Sub-accounts, and these annuities deduct varying charges that correspond to each combination of the applicable Insurance Charge, Distribution Charge (when applicable) and the charges for each optional benefit. Where an asset-based charge corresponding to a particular Sub-account within a new annuity product is identical to that in the same Sub-account within an existing annuity, the Unit
Price for the new annuity will be identical to that of the existing annuity. In such cases, we will for reference purposes depict, in the condensed financial information for the new annuity, Unit Prices of the existing annuity. The year in which operations commenced in each such Sub-account is noted in parentheses.
To the extent a Sub-account commenced operations during a particular calendar year, the Unit Price as of the end of the period reflects only the partial year results from the commencement of operations until December 31st of the applicable year. When a Unit Price was first calculated for a particular
Sub-account, we set the price of that Unit at $10.00 per Unit. Thereafter, Unit
Prices vary based on market performance. Unit Prices and Units are provided for
Sub-accounts that commenced operations prior to January 1, 2005.

                                       A-1

APPENDIX A AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                                                      Year Ended December 31,
-----------------------------------------------------------------------------------------------------
Sub-account                                                        2004         2003            2002
-----------------------------------------------------------------------------------------------------
Wells Fargo Variable Trust -- International Equity(1) (2000)
  With No Optional Benefits

  Unit Price                                                     $ 13.70      $ 12.71            9.83
  Number of Units                                                 36,282       30,093           4,125
  With any one of GRO Plus, EBP or HAV
  Unit Price                                                     $ 13.63           --              --
  Number of Units                                                  3,086           --              --
  With GMWB

  Unit Value                                                          --           --              --
  Number of Units                                                     --           --              --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                                     $ 13.55           --              --
  Number of Units                                                  1,400           --              --
  With any one of EBP or HAV and GMWB
  Unit Price                                                          --           --              --
  Number of Units                                                     --           --              --
  With HAV, EBP and GRO Plus
  Unit Price                                                          --           --              --
  Number of Units                                                     --           --              --
  With HAV, EBP and GMWB
  Unit Value                                                          --           --              --
  Number of Units                                                     --           --              --
-----------------------------------------------------------------------------------------------------
Wells Fargo Variable Trust -- Small-Cap Growth(2) (1999)
  With No Optional Benefits

  Unit Price                                                     $ 15.25      $ 13.63            9.74
  Number of Units                                                 31,804       27,988           2,121
  With any one of GRO Plus, EBP or HAV
  Unit Price                                                     $ 15.17           --              --
  Number of Units                                                  4,467           --              --
  With GMWB

  Unit Value                                                          --           --              --
  Number of Units                                                     --           --              --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                                          --           --              --
  Number of Units                                                     --           --              --
  With any one of EBP or HAV and GMWB
  Unit Price                                                          --           --              --
  Number of Units                                                     --           --              --
  With HAV, EBP and GRO Plus
  Unit Price                                                          --           --              --
  Number of Units                                                     --           --              --
  With HAV, EBP and GMWB
  Unit Value                                                          --           --              --
  Number of Units                                                     --           --              --
-----------------------------------------------------------------------------------------------------

                                       A-2

APPENDIX A AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

                                                                       Year Ended December 31,
------------------------------------------------------------------------------------------------------
Sub-account                                                      2004          2003            2002
------------------------------------------------------------------------------------------------------
Wells Fargo Variable Trust -- Growth(3) (1994)
  With No Optional Benefits

  Unit Price                                                   $  12.42      $ 11.65           9.59
  Number of Units                                                 9,541        8,938          1,090
  With any one of GRO Plus, EBP or HAV
  Unit Price                                                         --           --             --
  Number of Units                                                    --           --             --
  With GMWB

  Unit Value                                                   $  11.01           --             --
  Number of Units                                                   714           --             --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                                         --           --             --
  Number of Units                                                    --           --             --
  With any one of EBP or HAV and GMWB
  Unit Price                                                         --           --             --
  Number of Units                                                    --           --             --
  With HAV, EBP and GRO Plus
  Unit Price                                                         --           --             --
  Number of Units                                                    --           --             --
  With HAV, EBP and GMWB
  Unit Value                                                         --           --             --
  Number of Units                                                    --           --             --
------------------------------------------------------------------------------------------------------
Wells Fargo Variable Trust -- Large Company Growth(4) (1999)
  With No Optional Benefits

  Unit Price                                                   $  11.81      $ 11.63           9.36
  Number of Units                                               145,943       94,737          8,608
  With any one of GRO Plus, EBP or HAV
  Unit Price                                                   $  11.74      $ 11.59             --
  Number of Units                                                12,589        1,333             --
  With GMWB

  Unit Value                                                   $  10.50           --             --
  Number of Units                                                 6,708           --             --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                                         --           --             --
  Number of Units                                                    --           --             --
  With any one of EBP or HAV and GMWB
  Unit Price                                                         --           --             --
  Number of Units                                                    --           --             --
  With HAV, EBP and GRO Plus
  Unit Price                                                         --           --             --
  Number of Units                                                    --           --             --
  With HAV, EBP and GMWB
  Unit Value                                                         --           --             --
  Number of Units                                                    --           --             --
------------------------------------------------------------------------------------------------------

                                       A-3

APPENDIX A AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                                                 Year Ended December 31,
------------------------------------------------------------------------------------------------
Sub-account                                               2004           2003           2002
------------------------------------------------------------------------------------------------
Wells Fargo Variable Trust -- Equity Value(5) (1998)
  With No Optional Benefits

  Unit Price                                            $  13.47      $  12.32          9.97
  Number of Units                                         43,291        30,911           900
  With any one of GRO Plus, EBP or HAV
  Unit Price                                            $  13.40            --            --
  Number of Units                                          6,651            --            --
  With GMWB

  Unit Value                                            $  13.37            --            --
  Number of Units                                            931            --            --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                                  --            --            --
  Number of Units                                             --            --            --
  With any one of EBP or HAV and GMWB
  Unit Price                                            $   9.53       $  8.77            --
  Number of Units                                          2,185         2,290            --
  With HAV, EBP and GRO Plus
  Unit Price                                                  --            --            --
  Number of Units                                             --            --            --
  With HAV, EBP and GMWB
  Unit Value                                                  --            --            --
  Number of Units                                             --            --            --
------------------------------------------------------------------------------------------------
Wells Fargo Variable Trust -- Equity Income(6) (1999)
  With No Optional Benefits

  Unit Price                                            $  11.18      $  10.23          8.25
  Number of Units                                        590,808       314,757       196,720
  With any one of GRO Plus, EBP or HAV
  Unit Price                                            $  13.36      $  12.26          9.90
  Number of Units                                        285,526       251,071        10,707
  With GMWB

  Unit Value                                            $  13.33      $  12.25            --
  Number of Units                                         39,530         5,900            --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                            $  13.29      $  12.23          9.90
  Number of Units                                         63,454        15,983            91
  With any one of EBP or HAV and GMWB
  Unit Price                                            $  16.60      $  15.29            --
  Number of Units                                         14,303        15,958            --
  With HAV, EBP and GRO Plus
  Unit Price                                            $  13.22            --            --
  Number of Units                                            480            --            --
  With HAV, EBP and GMWB
  Unit Value                                            $  11.61            --            --
  Number of Units                                             13            --            --
------------------------------------------------------------------------------------------------

                                       A-4

APPENDIX A AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

                                                                 Year Ended December 31,
--------------------------------------------------------------------------------------------------
Sub-account                                                  2004          2003            2002
--------------------------------------------------------------------------------------------------
Wells Fargo Variable Trust -- Asset Allocation(7) (1994)
  With No Optional Benefits

  Unit Price                                                $ 12.67       $ 11.79           9.82
  Number of Units                                            88,663        62,075          2,641
  With any one of GRO Plus, EBP or HAV
  Unit Price                                                $ 12.61       $ 11.75             --
  Number of Units                                               903           701             --
  With GMWB

  Unit Value                                                $ 11.07            --             --
  Number of Units                                             5,863            --             --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                                $ 12.54            --             --
  Number of Units                                               961            --             --
  With any one of EBP or HAV and GMWB
  Unit Price                                                $ 11.24            --             --
  Number of Units                                             1,339            --             --
  With HAV, EBP and GRO Plus
  Unit Price                                                     --            --             --
  Number of Units                                                --            --             --
  With HAV, EBP and GMWB
  Unit Value                                                     --            --             --
  Number of Units                                                --            --             --
--------------------------------------------------------------------------------------------------
Wells Fargo Variable Trust -- Total Return Bond(8) (1999)
  With No Optional Benefits

  Unit Price                                                $ 11.19       $ 10.89          10.21
  Number of Units                                            38,158        29,473             74
  With any one of GRO Plus, EBP or HAV
  Unit Price                                                $ 11.13       $ 10.86             --
  Number of Units                                                 0            89             --
  With GMWB

  Unit Value                                                $ 10.26            --             --
  Number of Units                                             1,190            --             --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                                     --            --             --
  Number of Units                                                --            --             --
  With any one of EBP or HAV and GMWB
  Unit Price                                                $ 10.29            --             --
  Number of Units                                               354            --             --
  With HAV, EBP and GRO Plus
  Unit Price                                                     --            --             --
  Number of Units                                                --            --             --
  With HAV, EBP and GMWB
  Unit Value                                                     --            --             --
  Number of Units                                                --            --             --
--------------------------------------------------------------------------------------------------

                                       A-5

APPENDIX A AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                                              Year Ended December 31,
-----------------------------------------------------------------------------------------------
Sub-account                                           2004            2003            2002
-----------------------------------------------------------------------------------------------
AST JP Morgan International Equity Portfolio
  With No Optional Benefits

  Unit Price                                      $     12.67       $    11.00            8.56
  Number of Units                                   3,227,381        2,415,394       2,569,506
  With any one of GRO Plus, EBP or HAV
  Unit Price                                      $     14.65       $    12.75            9.95
  Number of Units                                   2,064,681          936,678          90,759
  With GMWB

  Unit Value                                      $     14.62       $    12.74              --
  Number of Units                                     217,166           17,098              --
  With any two of GRO Plus, EBP or HAV
  Unit Value                                      $     14.57       $    12.72            9.95
  Number of Units                                     284,319          141,470           6,047
  With any one of EBP or HAV and GMWB
  Unit Value                                      $      7.86       $     6.87              --
  Number of Units                                     428,765          400,112              --
  With HAV, EBP and GRO Plus
  Unit Price                                      $     14.49       $    12.68              --
  Number of Units                                      38,292           13,590              --
  With HAV, EBP and GMWB
  Unit Price                                      $     12.32               --              --
  Number of Units                                      20,718               --              --
-----------------------------------------------------------------------------------------------
AST William Blair International Growth (1997)
  With No Optional Benefits

  Unit Price                                      $     15.30       $    13.39            9.72
  Number of Units                                  11,265,469        5,547,558         835,523
  With any one of GRO Plus, EBP or HAV
  Unit Price                                      $     15.21       $    13.35            9.72
  Number of Units                                  15,481,627        6,498,151          78,368
  With GMWB

  Unit Value                                      $     15.18       $    13.34              --
  Number of Units                                   1,821,923          103,740              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                      $     15.13       $    13.32            9.71
  Number of Units                                   2,722,552        1,009,679           5,178
  With any one of EBP or HAV and GMWB
  Unit Value                                      $     15.74       $    13.86              --
  Number of Units                                     545,075           29,434              --
  With HAV, EBP and GRO Plus
  Unit Price                                      $     15.05       $    13.28              --
  Number of Units                                     325,809           32,626              --
  With HAV, EBP and GMWB
  Unit Price                                      $     11.94               --              --
  Number of Units                                     135,829               --              --
-----------------------------------------------------------------------------------------------

                                       A-6

APPENDIX A AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

                                                     Year Ended December 31,
---------------------------------------------------------------------------------------
Sub-account                                   2004             2003            2002
---------------------------------------------------------------------------------------
AST LSV International Value (1994)
  With No Optional Benefits

  Unit Price                               $    12.84      $    10.79           8.19
  Number of Units                           1,897,469       1,201,268        269,995
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $    15.27      $    12.86           9.79
  Number of Units                             810,108         368,945         22,770
  With GMWB

  Unit Value                               $    15.24      $    12.85             --
  Number of Units                              69,494           5,504             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $    15.19      $    12.82             --
  Number of Units                             119,845          24,374             --
  With any one of EBP or HAV and GMWB
  Unit Value                               $     6.69      $     5.65             --
  Number of Units                             122,795          72,406             --
  With HAV, EBP and GRO Plus
  Unit Price                               $    15.11      $    12.79             --
  Number of Units                              16,366           1,767             --
  With HAV, EBP and GMWB
  Unit Value                               $    12.70              --             --
  Number of Units                               5,736              --             --
---------------------------------------------------------------------------------------
AST MFS Global Equity (1999)
  With No Optional Benefits

  Unit Price                               $    13.16      $    11.30           9.04
  Number of Units                           2,276,801       1,393,001        969,509
  With any one of GRO Plus, EBP or HAV
  Unit Price                               $    14.29      $    12.31           9.87
  Number of Units                           1,897,254         916,888         32,306
  With GMWB

  Unit Value                               $    14.26      $    12.29             --
  Number of Units                              98,046           4,306             --
  With any two of GRO Plus, EBP or HAV
  Unit Price                               $    14.22      $    12.27             --
  Number of Units                             219,580          62,490             --
  With any one of EBP or HAV and GMWB
  Unit Value                               $    10.48      $     9.06             --
  Number of Units                             273,401         308,725             --
  With HAV, EBP and GRO Plus
  Unit Price                               $    14.14      $    12.24             --
  Number of Units                              26,943           6,069             --
  With HAV, EBP and GMWB
  Unit Value                               $    12.40              --             --
  Number of Units                               5,188              --             --
---------------------------------------------------------------------------------------

                                       A-7

APPENDIX A AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                                          Year Ended December 31,
---------------------------------------------------------------------------------------------
Sub-account                                         2004            2003             2002
---------------------------------------------------------------------------------------------
AST State Street Research Small-Cap Growth (9)
  With No Optional Benefits

  Unit Price                                     $     9.05      $     9.89            6.92
  Number of Units                                 2,242,129       3,292,593       1,970,250
  With any one of GRO Plus, EBP or HAV
  Unit Price                                     $    12.33      $    13.50            9.48
  Number of Units                                 1,200,247       1,059,046          47,261
  With GMWB

  Unit Value                                     $    12.30      $    13.49              --
  Number of Units                                   113,913           9,676              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                     $    12.26      $    13.46            9.47
  Number of Units                                   136,313         138,936           6,595
  With any one of EBP or HAV and GMWB
  Unit Value                                     $    15.30      $    16.82              --
  Number of Units                                    67,370          64,850              --
  With HAV, EBP and GRO Plus
  Unit Price                                     $    12.19      $    13.43              --
  Number of Units                                    23,253           4,691              --
  With HAV, EBP and GMWB
  Unit Value                                     $     9.32              --              --
  Number of Units                                     1,043              --              --
---------------------------------------------------------------------------------------------
AST DeAM Small-Cap Growth (1999)
  With No Optional Benefits

  Unit Price                                     $    11.98      $    11.13            7.67
  Number of Units                                 1,618,719       1,682,193         639,695
  With any one of GRO Plus, EBP or HAV
  Unit Price                                     $    15.10      $    14.06            9.71
  Number of Units                                   779,045         480,221          12,122
  With GMWB

  Unit Value                                     $    15.07      $    14.05              --
  Number of Units                                    56,414           1,850              --
  With any two of GRO Plus, EBP or HAV
  Unit Price                                     $    15.02      $    14.02            9.71
  Number of Units                                   192,105          89,708           1,728
  With any one of EBP or HAV and GMWB
  Unit Value                                     $    7.07       $     6.61              --
  Number of Units                                   129,475         131,605              --
  With HAV, EBP and GRO Plus
  Unit Price                                     $    14.94      $    13.98              --
  Number of Units                                    18,825           3,753              --
  With HAV, EBP and GMWB
  Unit Value                                     $    11.03              --              --
  Number of Units                                     3,398              --              --
---------------------------------------------------------------------------------------------

                                       A-8

APPENDIX A AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

                                                        Year Ended December 31,
---------------------------------------------------------------------------------------------
Sub-account                                      2004              2003             2002
---------------------------------------------------------------------------------------------
AST Federated Aggressive Growth (2000)
    With No Optional Benefits

    Unit Price                               $     15.42       $     12.74             7.64
    Number of Units                            4,808,453         3,085,373        1,255,415
    With any one of GRO Plus, EBP or HAV
    Unit Price                               $     19.79       $     16.40             9.86
    Number of Unit                             5,192,694         2,615,505           63,097
    With GMWB

    Unit Value                               $     19.75       $     16.38               --
    Number of Units                              562,771            37,078               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                               $     19.69       $     16.35             9.86
    Number of Units                              808,007           362,906            4,107
    With any one of EBP or HAV and GMWB
    Unit Value                               $      9.70       $      8.06               --
    Number of Units                              324,340            79,226               --
    With HAV, EBP and GRO Plus
    Unit Price                               $     19.58       $     16.30               --
    Number of Units                               95,514            20,181               --
    With HAV, EBP and GMWB
    Unit Value                               $     12.64                --               --
    Number of Units                               53,866                --               --
---------------------------------------------------------------------------------------------
AST Small-Cap Value (1997)
    With No Optional Benefits

    Unit Price                               $     14.22       $     12.42             9.30
    Number of Units                           10,785,030        10,183,346        6,141,523
    With any one of GRO Plus, EBP or HAV
    Unit Price                               $     15.34       $     13.43            10.08
    Number of Units                           10,169,483         5,824,200          209,790
    With GMWB

    Unit Value                               $     15.31       $     13.41               --
    Number of Units                            1,007,926           100,155               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                               $     15.26       $     13.39            10.08
    Number of Units                            1,690,870           767,455           17,411
    With any one of EBP or HAV and GMWB
    Unit Value                               $     15.87       $     13.95               --
    Number of Units                              465,784           275,971               --
    With HAV, EBP and GRO Plus
    Unit Price                               $     15.17       $     13.35               --
    Number of Units                              166,852            34,978               --
    With HAV, EBP and GMWB
    Unit Value                               $     12.11                --               --
    Number of Units                               91,011                --               --
---------------------------------------------------------------------------------------------

                                       A-9

APPENDIX A AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                                         Year Ended December 31,
---------------------------------------------------------------------------------------------
Sub-account                                      2004              2003             2002
---------------------------------------------------------------------------------------------
AST DeAM Small-Cap Value (2002)
    With No Optional Benefits

    Unit Price                                $    12.99        $    10.81             7.66
    Number of Units                            2,143,020         1,134,865          423,387
    With any one of GRO Plus, EBP or HAV
    Unit Price                                $    17.00        $    14.19            10.08
    Number of Units                            1,054,696           434,509           11,686
    With GMWB

    Unit Value                                $    16.96        $    14.17               --
    Number of Units                              236,402            10,756               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                $    16.90        $    14.15            10.08
    Number of Units                              213,632            70,597            5,211
    With any one of EBP or HAV and GMWB
    Unit Value                                $    12.78        $    10.70               --
    Number of Units                               63,057            22,847               --
    With HAV, EBP and GRO Plus
    Unit Price                                $    16.81        $    14.11               --
    Number of Units                               14,277               879               --
    With HAV, EBP and GMWB
    Unit Value                                $    12.71                --               --
    Number of Units                                  634                --               --
---------------------------------------------------------------------------------------------
AST Goldman Sachs Mid-Cap Growth (2000)
    With No Optional Benefits

    Unit Price                                $    11.80        $    10.31             7.97
    Number of Units                            4,375,813         3,027,057        1,273,118
    With any one of GRO Plus, EBP or HAV
    Unit Price                                $    14.55        $    12.75             9.87
    Number of Units                            5,139,643         2,379,820           66,279
    With GMWB

    Unit Value                                $    14.52        $    12.73               --
    Number of Units                              516,261            37,400               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                $    14.47        $    12.71             9.87
    Number of Units                              994,493           365,115            2,488
    With any one of EBP or HAV and GMWB
    Unit Value                                $     4.24        $     3.73               --
    Number of Units                              457,010           175,708               --
    With HAV, EBP and GRO Plus
    Unit Price                                $    14.39        $    12.68               --
    Number of Units                              124,672            12,201               --
    With HAV, EBP and GMWB
    Unit Value                                $    11.91                --               --
    Number of Units                               33,665                --               --
---------------------------------------------------------------------------------------------

                                      A-10

APPENDIX A AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

                                                            Year Ended December 31,
---------------------------------------------------------------------------------------------
Sub-account                                      2004              2003             2002
---------------------------------------------------------------------------------------------
AST Neuberger Berman Mid-Cap Growth (1994)
    With No Optional Benefits

    Unit Price                               $     10.86       $     9.51             7.41
    Number of Units                            4,715,301        3,415,318        2,175,250
    With any one of GRO Plus, EBP or HAV
    Unit Price                               $     13.87       $    12.18             9.51
    Number of Units                            2,211,800        1,089,649           44,760
    With GMWB

    Unit Value                               $     13.84       $    12.17               --
    Number of Units                              153,923           16,702               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                               $     13.80       $    12.15             9.51
    Number of Units                              377,548           96,879            1,311
    With any one of EBP or HAV and GMWB
    Unit Value                               $      6.81       $     6.01               --
    Number of Units                              369,234          294,816               --
    With HAV, EBP and GRO Plus
    Unit Price                               $     13.72       $    12.11               --
    Number of Units                               38,051            5,407               --
    With HAV, EBP and GMWB
    Unit Value                               $     11.70               --               --
    Number of Units                               18,225               --               --
---------------------------------------------------------------------------------------------
AST Neuberger Berman Mid-Cap Value (1993)
    With No Optional Benefits

    Unit Price                               $     14.51       $    12.01             8.96
    Number of Units                           11,461,684        8,530,129        5,118,558
    With any one of GRO Plus, EBP or HAV
    Unit Price                               $     16.08       $    13.34             9.98
    Number of Units                            9,335,291        4,786,623          163,415
    With GMWB

    Unit Value                               $     16.04       $    13.33               --
    Number of Units                              937,314           87,253               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                               $     15.99       $    13.31             9.97
    Number of Units                            1,457,788          610,598           10,745
    With any one of EBP or HAV and GMWB
    Unit Value                               $     15.99       $    13.32               --
    Number of Units                              537,445          370,965               --
    With HAV, EBP and GRO Plus
    Unit Price                               $     15.91       $    13.27               --
    Number of Units                              154,749           21,843               --
    With HAV, EBP and GMWB
    Unit Value                               $     12.97               --               --
    Number of Units                               95,076               --               --
---------------------------------------------------------------------------------------------

                                      A-11

APPENDIX A AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                                        Year Ended December 31,
---------------------------------------------------------------------------------------------
Sub-account                                      2004              2003             2002
---------------------------------------------------------------------------------------------
AST Alger All-Cap Growth (2000)
    With No Optional Benefits

    Unit Price                                $     9.67        $     9.07             6.80
    Number of Units                            1,798,457         2,002,166          658,419
    With any one of GRO Plus, EBP or HAV
    Unit Price                                $    13.25        $    12.45             9.36
    Number of Units                              715,598           636,548            6,409
    With GMWB

    Unit Value                                $    13.22        $    12.43               --
    Number of Units                              119,566            10,356               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                $    13.17        $    12.41             9.36
    Number of Units                              141,575           106,376            3,466
    With any one of EBP or HAV and GMWB
    Unit Value                                $     6.19        $     5.84               --
    Number of Units                              107,188            87,326               --
    With HAV, EBP and GRO Plus
    Unit Price                                $    13.10        $    12.38               --
    Number of Units                               22,732             4,810               --
    With HAV, EBP and GMWB
    Unit Value                                $    10.73                --               --
    Number of Units                                6,346                --               --
---------------------------------------------------------------------------------------------
AST Gabelli All-Cap Value (2000)
    With No Optional Benefits

    Unit Price                                $    12.38        $    10.91             8.17
    Number of Units                            2,587,064         2,513,413        1,200,225
    With any one of GRO Plus, EBP or HAV
    Unit Price                                $    15.14        $    13.38            10.04
    Number of Units                            1,071,978           727,500           28,449
    With GMWB

    Unit Value                                $    15.11        $    13.37               --
    Number of Units                              116,474            12,627               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                $    15.06        $    13.35            10.04
    Number of Units                              256,671           127,279               88
    With any one of EBP or HAV and GMWB
    Unit Value                                $    11.15        $     9.89               --
    Number of Units                              194,765           166,080               --
    With HAV, EBP and GRO Plus
    Unit Price                                $    14.98        $    13.31               --
    Number of Units                                8,849             1,455               --
    With HAV, EBP and GMWB
    Unit Value                                $    12.11                --               --
    Number of Units                                7,555                --               --
---------------------------------------------------------------------------------------------

                                      A-12

APPENDIX A AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

                                                            Year Ended December 31,
---------------------------------------------------------------------------------------------
Sub-account                                      2004              2003             2002
---------------------------------------------------------------------------------------------
AST T. Rowe Price Natural Resources (1995)
    With No Optional Benefits
    Unit Price                                $    16.25        $    12.59             9.59
    Number of Units                            2,040,188         2,011,627          724,670
    With any one of GRO Plus, EBP or HAV
    Unit Price                                $    17.60        $    13.67            10.44
    Number of Units                            1,025,462           433,891            7,378
    With GMWB

    Unit Value                                $    17.56        $    13.66               --
    Number of Units                              172,186            24,634               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                $    17.50        $    13.63            10.44
    Number of Units                              158,672            77,245            5,472
    With any one of EBP or HAV and GMWB
    Unit Value                                $    14.40        $    11.23               --
    Number of Units                               41,428             6,747               --
    With HAV, EBP and GRO Plus
    Unit Price                                $    17.41        $    13.60               --
    Number of Units                               37,779             1,035               --
    With HAV, EBP and GMWB
    Unit Value                                $    14.36                --               --
    Number of Units                               13,775                --               --
---------------------------------------------------------------------------------------------
AST Alliance Growth (10) (1996)
    With No Optional Benefits

    Unit Price                                $     9.44        $    9.08             7.46
    Number of Units                            2,378,881         2,098,873        1,869,353
    With any one of GRO Plus, EBP or HAV
    Unit Price                                $    11.76        $    11.34             9.34
    Number of Units                            1,189,655           717,430           31,105
    With GMWB

    Unit Value                                $    11.73        $    11.32               --
    Number of Units                               84,417             2,206               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                $    11.70        $    11.30             9.34
    Number of Units                              297,369           114,477            3,975
    With any one of EBP or HAV and GMWB
    Unit Value                                $     5.91        $     5.72               --
    Number of Units                              307,367           267,109               --
    With HAV, EBP and GRO Plus
    Unit Price                                $    11.63        $    11.27               --
    Number of Units                               15,562             8,067               --
    With HAV, EBP and GMWB
    Unit Value                                $    10.57                --               --
    Number of Units                                4,945                --               --
---------------------------------------------------------------------------------------------

                                      A-13

APPENDIX A AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                                        Year Ended December 31,
---------------------------------------------------------------------------------------------
Sub-account                                      2004              2003             2002
---------------------------------------------------------------------------------------------
AST MFS Growth (1999)
    With No Optional Benefits

    Unit Price                               $      9.97       $      9.16             7.58
    Number of Units                            4,529,834         4,784,269        2,930,432
    With any one of GRO Plus, EBP or HAV
    Unit Price                               $     12.39       $     11.41             9.47
    Number of Units                            2,897,175         2,222,614          134,574
    With GMWB

    Unit Value                               $     12.37       $     11.40               --
    Number of Units                              304,760            18,900               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                               $     12.33       $     11.38             9.46
    Number of Units                              442,758           207,063            2,437
    With any one of EBP or HAV and GMWB
    Unit Value                               $      6.72       $      6.21               --
    Number of Units                              387,463           262,995               --
    With HAV, EBP and GRO Plus
    Unit Price                               $     12.26       $     11.35               --
    Number of Units                               52,718            10,550              --
    With HAV, EBP and GMWB
    Unit Value                               $     11.00                --               --
    Number of Units                               33,939                --               --
---------------------------------------------------------------------------------------------
AST Marsico Capital Growth (1997)
    With No Optional Benefits

    Unit Price                               $     12.26       $     10.78             8.32
    Number of Units                           28,117,310        20,138,164       10,144,317
    With any one of GRO Plus, EBP or HAV
    Unit Price                               $     13.95       $     12.30             9.51
    Number of Units                           30,793,077        14,975,841          457,013
    With GMWB

    Unit Value                               $     13.92       $     12.28               --
    Number of Units                            3,136,818           215,988               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                               $     13.88       $     12.26             9.51
    Number of Units                            4,692,895         2,031,583           30,465
    With any one of EBP or HAV and GMWB
    Unit Value                               $      9.22       $      8.16               --
    Number of Units                            2,016,277           925,591               --
    With HAV, EBP and GRO Plus
    Unit Price                               $     13.80       $     12.23               --
    Number of Units                              578,919            70,776               --
    With HAV, EBP and GMWB
    Unit Value                               $     11.61                --               --
    Number of Units                              263,104                --               --
---------------------------------------------------------------------------------------------

                                      A-14

APPENDIX A AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

                                                           Year Ended December 31,
---------------------------------------------------------------------------------------------
Sub-account                                      2004              2003             2002
---------------------------------------------------------------------------------------------
AST Goldman Sachs Concentrated Growth (1992)
    With No Optional Benefits

    Unit Price                                $     9.64        $    9.45             7.67
    Number of Units                            2,785,100         2,053,023        1,349,939
    With any one of GRO Plus, EBP or HAV
    Unit Price                                $    11.83        $    11.63             9.46
    Number of Units                            1,641,544           715,845           41,632
    With GMWB

    Unit Value                                $    11.80        $    11.61               --
    Number of Units                             122,739            17,452                --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                $    11.76        $    11.59               --
    Number of Units                              277,607            49,620               --
    With any one of EBP or HAV and GMWB
    Unit Value                                $     4.46        $     4.40               --
    Number of Units                              541,661           395,905               --
    With HAV, EBP and GRO Plus
    Unit Price                                $    11.70        $    11.56               --
    Number of Units                               10,426               242               --
    With HAV, EBP and GMWB
    Unit Value                                $    10.54                --               --
    Number of Units                               12,303                --               --
---------------------------------------------------------------------------------------------
AST DeAM Large-Cap Value (2000)
    With No Optional Benefits

    Unit Price                                $    12.53        $    10.78             8.66
    Number of Units                            2,351,197         1,072,256          664,649
    With any one of GRO Plus, EBP or HAV
    Unit Price                                $    14.36        $    12.39             9.98
    Number of Units                            1,347,344           583,969           18,250
    With GMWB

    Unit Value                                $    14.33        $    12.38               --
    Number of Units                              175,087             9,674               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                $    14.29        $    12.36             9.97
    Number of Units                              234,446            58,333            4,906
    With any one of EBP or HAV and GMWB
    Unit Value                                $    10.72        $     9.28               --
    Number of Units                              199,601           137,247               --
    With HAV, EBP and GRO Plus
    Unit Price                                $    14.21        $    12.32               --
    Number of Units                               16,355             4,412               --
    With HAV, EBP and GMWB
    Unit Value                                $    12.25                --               --
    Number of Units                                6,163                --               --
---------------------------------------------------------------------------------------------

                                      A-15

APPENDIX A AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                                             Year Ended December 31,
------------------------------------------------------------------------------------------------
Sub-account                                          2004              2003             2002
------------------------------------------------------------------------------------------------
AST Alliance/Bernstein Growth + Value (11) (2001)
    With No Optional Benefits

    Unit Price                                    $    10.72        $     9.91             7.99
    Number of Units                                1,620,391         1,387,072          965,912
    With any one of GRO Plus, EBP or HAV
    Unit Price                                    $    13.07        $    12.11             9.79
    Number of Units                                1,011,796           667,395           11,345
    With GMWB

    Unit Value                                    $    13.05        $    12.09               --
    Number of Units                                   72,365             5,118               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                    $    13.00        $    12.07             9.79
    Number of Units                                  256,194           115,455              704
    With any one of EBP or HAV and GMWB
    Unit Value                                    $     9.31        $     8.65               --
    Number of Units                                  215,645           154,955               --
    With HAV, EBP and GRO Plus
    Unit Price                                    $    12.93        $    12.04               --
    Number of Units                                    7,165             1,041               --
    With HAV, EBP and GMWB
    Unit Value                                    $    11.15                --               --
    Number of Units                                    1,191                --               --
------------------------------------------------------------------------------------------------
AST Sanford Bernstein Core Value (12) (2001)
    With No Optional Benefits

    Unit Price                                    $    12.39        $    11.06             8.76
    Number of Units                                4,643,022         3,621,862        6,005,922
    With any one of GRO Plus, EBP or HAV
    Unit Price                                    $    14.18        $    12.69            10.08
    Number of Units                                3,959,115         2,277,726          386,259
    With GMWB

    Unit Value                                    $    14.15        $    12.67               --
    Number of Units                                  220,419            11,518               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                    $    14.10        $    12.65            10.08
    Number of Units                                  534,389           328,567           30,510
    With any one of EBP or HAV and GMWB
    Unit Value                                    $    11.83        $    10.62               --
    Number of Units                                  303,689           216,416               --
    With HAV, EBP and GRO Plus
    Unit Price                                    $    14.03        $    12.62               --
    Number of Units                                   49,912            10,893               --
    With HAV, EBP and GMWB
    Unit Value                                    $    11.86                --               --
    Number of Units                                   57,669                --               --
------------------------------------------------------------------------------------------------

                                      A-16

APPENDIX A AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

                                                                   Year Ended December 31,
--------------------------------------------------------------------------------------------------
Sub-account                                            2004               2003             2002
--------------------------------------------------------------------------------------------------
AST Cohen & Steers Realty (1998)
    With No Optional Benefits

    Unit Price                                      $    18.49        $    13.63            10.08
    Number of Units                                  4,080,179         3,097,315        1,563,489
    With any one of GRO Plus, EBP or HAV
    Unit Price                                      $    18.84        $    13.92            10.33
    Number of Units                                  2,863,749         1,376,696           41,098
    With GMWB

    Unit Value                                      $    18.80        $    13.91               --
    Number of Units                                    184,027            13,615               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                      $    18.74        $    13.88            10.32
    Number of Units                                    538,151           270,852            6,429
    With any one of EBP or HAV and GMWB
    Unit Value                                      $    14.12        $    10.47               --
    Number of Units                                     68,406             8,884               --
    With HAV, EBP and GRO Plus
    Unit Price                                      $    18.64        $    13.84
    Number of Units                                     17,014             8,189
    With HAV, EBP and GMWB
    Unit Value                                      $    14.07                --               --
    Number of Units                                      5,246                --               --
--------------------------------------------------------------------------------------------------
AST Sanford Bernstein Managed Index 500 (13) (1998)
    With No Optional Benefits
    Unit Price                                      $    11.07        $    10.23             8.17
    Number of Units                                  6,845,369         5,442,511        3,662,406
    With any one of GRO Plus, EBP or HAV
    Unit Price                                      $    13.22        $    12.25             9.81
    Number of Units                                  3,486,237         2,209,334           79,915
    With GMWB

    Unit Value                                      $    13.19        $    12.24               --
    Number of Units                                    389,368            16,957               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                      $    13.15        $    12.22             9.81
    Number of Units                                    352,176           203,573              383
    With any one of EBP or HAV and GMWB
    Unit Value                                      $     8.58        $     7.98               --
    Number of Units                                    343,296           293,662               --
    With HAV, EBP and GRO Plus
    Unit Price                                      $    13.08        $    12.18               --
    Number of Units                                      9,296             4,899               --
    With HAV, EBP and GMWB
    Unit Value                                      $    11.31                --               --
    Number of Units                                     43,627                --               --
--------------------------------------------------------------------------------------------------

                                      A-17

APPENDIX A AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                                             Year Ended December 31,
-------------------------------------------------------------------------------------------------
Sub-account                                           2004              2003              2002
-------------------------------------------------------------------------------------------------
AST American Century Income & Growth (1997)
    With No Optional Benefits

    Unit Price                                    $     11.57       $     10.45             8.25
    Number of Units                                 4,670,846         2,115,438        1,751,136
    With any one of GRO Plus, EBP or HAV
    Unit Price                                    $     13.80       $     12.50             9.89
    Number of Units                                 2,219,323           846,118           36,829
    With GMWB

    Unit Value                                    $     13.77       $     12.48               --
    Number of Units                                   198,789             2,386               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                    $     13.73       $     12.46             9.89
    Number of Units                                   368,328           124,008            8,874
    With any one of EBP or HAV and GMWB
    Unit Value                                    $      9.04       $      8.22               --
    Number of Units                                   372,540           195,232               --
    With HAV, EBP and GRO Plus
    Unit Price                                    $     13.65       $     12.43               --
    Number of Units                                    25,550             4,612               --
    With HAV, EBP and GMWB
    Unit Value                                    $     11.72                --               --
    Number of Units                                     7,406                --               --
-------------------------------------------------------------------------------------------------
AST Alliance Growth and Income (14) (1992)
    With No Optional Benefits

    Unit Price                                    $     11.46       $     10.50             8.06
    Number of Units                                25,850,506        21,264,670        6,667,373
    With any one of GRO Plus, EBP or HAV
    Unit Price                                    $     13.91       $     12.77             9.83
    Number of Units                                27,268,222        13,386,166          165,588
    With GMWB

    Unit Value                                    $     13.88       $     12.76               --
    Number of Units                                 2,899,917           187,011               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                    $     13.83       $     12.74             9.83
    Number of Units                                 4,694,207         2,029,598            6,100
    With any one of EBP or HAV and GMWB
    Unit Value                                    $     10.72       $      9.88               --
    Number of Units                                 1,731,512           976,756               --
    With HAV, EBP and GRO Plus
    Unit Price                                    $     13.76       $     12.70               --
    Number of Units                                   564,502            69,435               --
    With HAV, EBP and GMWB
    Unit Value                                    $     11.50                --               --
    Number of Units                                   228,955                --               --
-------------------------------------------------------------------------------------------------

                                      A-18

APPENDIX A AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

                                                        Year Ended December 31,
---------------------------------------------------------------------------------------------
Sub-account                                     2004              2003              2002
---------------------------------------------------------------------------------------------
AST Hotchkis & Wiley Large-Cap Value
    With No Optional Benefits

    Unit Price                               $    11.17        $     9.83              8.34
    Number of Units                           3,717,848         2,647,064         2,110,071
    With any one of GRO Plus, EBP or HAV
    Unit Price                               $    13.19        $    11.65              9.90
    Number of Units                           1,916,775           651,074            30,714
    With GMWB

    Unit Value                               $    13.16        $    11.63                --
    Number of Units                             173,888            21,961                --
    With any two of GRO Plus, EBP or HAV
    Unit Price                               $    13.12        $    11.61              9.90
    Number of Units                             198,898            90,092             5,934
    With any one of EBP or HAV and GMWB
    Unit Value                               $    9.78         $     8.66                --
    Number of Units                             419,818           347,275                --
    With HAV, EBP and GRO Plus
    Unit Price                               $    13.05        $    11.58                --
    Number of Units                              37,159               332                --
    With HAV, EBP and GMWB
    Unit Value                               $    11.75                --                --
    Number of Units                              23,032                --                --
---------------------------------------------------------------------------------------------
AST DeAM Global Allocation (15) (1993)
    With No Optional Benefits

    Unit Price                               $    11.19        $    10.24              8.71
    Number of Units                           1,061,887           898,161           847,517
    With any one of GRO Plus, EBP or HAV
    Unit Price                               $    12.70        $    11.65              9.94
    Number of Units                             278,657           155,865             3,088
    With GMWB

    Unit Value                               $    12.67        $    11.64                --
    Number of Units                              35,622               483                --
    With any two of GRO Plus, EBP or HAV
    Unit Price                               $    12.63        $    11.62              9.93
    Number of Units                              52,110            34,914                94
    With any one of EBP or HAV and GMWB
    Unit Value                               $    9.12         $     8.40                --
    Number of Units                             290,887           303,295                --
    With HAV, EBP and GRO Plus
    Unit Price                               $    12.56        $    11.58                --
    Number of Units                               2,849             1,169                --
    With HAV, EBP and GMWB
    Unit Value                               $    11.23                --                --
    Number of Units                               2,193                --                --
---------------------------------------------------------------------------------------------

                                      A-19

APPENDIX A AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                                                Year Ended December 31,
-----------------------------------------------------------------------------------------------------
Sub-account                                             2004              2003              2002
-----------------------------------------------------------------------------------------------------
AST American Century Strategic Balanced (1997)
    With No Optional Benefits

    Unit Price                                       $    11.46        $    10.69              9.14
    Number of Units                                   2,335,598         2,045,205         1,126,058
    With any one of GRO Plus, EBP or HAV
    Unit Price                                       $    12.43        $    11.62              9.97
    Number of Units                                   1,308,462           930,516            15,835
    With GMWB

    Unit Value                                       $    12.40        $    11.61                --
    Number of Units                                     175,763            18,977                --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                       $    12.36        $    11.59              9.97
    Number of Units                                     186,307            58,741             2,760
    With any one of EBP or HAV and GMWB
    Unit Value                                       $    10.08        $     9.46                --
    Number of Units                                     218,686           196,909                --
    With HAV, EBP and GRO Plus
    Unit Price                                       $    12.29        $    11.56                --
    Number of Units                                      18,231            11,783                --
    With HAV, EBP and GMWB
    Unit Value                                       $    10.98                --                --
    Number of Units                                         125                --                --
-----------------------------------------------------------------------------------------------------
AST T. Rowe Price Asset Allocation (1994)
    With No Optional Benefits
    Unit Price                                       $    12.13        $    11.09              9.09
    Number of Units                                   3,551,315         2,243,566           921,329
    With any one of GRO Plus, EBP or HAV
    Unit Price                                       $    13.22        $    12.12              9.96
    Number of Units                                   2,109,855           955,716            21,928
    With GMWB

    Unit Value                                       $    13.19        $    12.11                --
    Number of Units                                     349,177            27,414                --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                       $    13.15        $    12.09              9.96
    Number of Units                                     464,055           160,339               150
    With any one of EBP or HAV and GMWB
    Unit Value                                       $    11.38        $    10.48                --
    Number of Units                                      39,231             2,741                --
    With HAV, EBP and GRO Plus
    Unit Price                                       $    13.08        $    12.05                --
    Number of Units                                      46,336            31,706                --
    With HAV, EBP and GMWB
    Unit Value                                       $    11.35                --                --
    Number of Units                                       9,372                --                --
-----------------------------------------------------------------------------------------------------

                                      A-20

APPENDIX A AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

                                                        Year Ended December 31,
----------------------------------------------------------------------------------------------
Sub-account                                     2004              2003              2002
----------------------------------------------------------------------------------------------
AST T. Rowe Price Global Bond (1994)
    With No Optional Benefits
    Unit Price                                    $13.45            $12.59            11.34
    Number of Units                            4,717,822         2,962,471        1,739,313
    With any one of GRO Plus, EBP or HAV
    Unit Price                                    $12.17            $11.42            10.31
    Number of Units                            6,387,666         1,827,606           36,822
    With GMWB

    Unit Value                                    $12.14            $11.40               --
    Number of Units                              712,411            24,361               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                    $12.10            $11.38            10.31
    Number of Units                            1,195,848           279,110            3,700
    With any one of EBP or HAV and GMWB
    Unit Value                                    $14.05            $13.23               --
    Number of Units                              191,816           148,319               --
    With HAV, EBP and GRO Plus
    Unit Price                                    $12.04            $11.35               --
    Number of Units                              137,089            12,591               --
    With HAV, EBP and GMWB
    Unit Value                                    $10.94                --               --
    Number of Units                               43,652                --               --
----------------------------------------------------------------------------------------------
AST Goldman Sachs High Yield Portfolio
    With No Optional Benefits

    Unit Price                                    $12.69            $11.61             9.71
    Number of Units                           13,717,128        12,201,163        5,592,940
    With any one of GRO Plus, EBP or HAV
    Unit Price                                    $13.34            $12.24            10.26
    Number of Units                            4,901,936         3,684,174           74,022
    With GMWB

    Unit Value                                    $13.31            $12.23               --
    Number of Units                              426,333            27,535               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                    $13.27            $12.21            10.26
    Number of Units                              707,876           379,114            6,524
    With any one of EBP or HAV and GMWB
    Unit Value                                    $11.51            $10.60               --
    Number of Units                              545,726           346,126               --
    With HAV, EBP and GRO Plus
    Unit Price                                    $13.20            $12.17               --
    Number of Units                               54,058            28,237               --
    With HAV, EBP and GMWB
    Unit Value                                    $11.24                --               --
    Number of Units                               65,084                --               --
----------------------------------------------------------------------------------------------

                                      A-21

APPENDIX A AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                                       Year Ended December 31,
--------------------------------------------------------------------------------------------
Sub-account                                     2004              2003              2002
--------------------------------------------------------------------------------------------
AST Lord Abbett Bond-Debenture (2000)
    With No Optional Benefits

    Unit Price                              $     12.26       $     11.61             9.94
    Number of Units                           8,369,008         7,751,236        4,146,530
    With any one of GRO Plus, EBP or HAV
    Unit Price                              $     12.56       $     11.92            10.23
    Number of Units                           7,337,467         4,628,945          162,571
    With GMWB

    Unit Value                              $     12.53       $     11.90               --
    Number of Units                             904,128            42,593               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                              $     12.49       $     11.88            10.23
    Number of Units                           1,314,641           624,019            7,474
    With any one of EBP or HAV and GMWB
    Unit Value                              $     12.18       $     11.60               --
    Number of Units                             732,155           423,485               --
    With HAV, EBP and GRO Plus
    Unit Price                              $     12.42       $     11.85               --
    Number of Units                             155,764            28,346               --
    With HAV, EBP and GMWB
    Unit Value                              $     10.88                --               --
    Number of Units                              85,669                --               --
--------------------------------------------------------------------------------------------
AST PIMCO Total Return Bond (1994)
    With No Optional Benefits

    Unit Price                              $     11.31       $     10.95            10.57
    Number of Units                          33,208,757        26,287,388       20,544,075
    With any one of GRO Plus, EBP or HAV
    Unit Price                              $     10.82       $     10.51            10.17
    Number of Units                          30,067,867        16,012,778          604,147
    With GMWB

    Unit Value                              $     10.79       $     10.49               --
    Number of Units                           3,495,678           378,676               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                              $     10.76       $     10.48            10.17
    Number of Units                           4,319,279         2,192,336           36,236
    With any one of EBP or HAV and GMWB
    Unit Value                              $     13.09       $     12.76               --
    Number of Units                           2,344,332         1,558,557               --
    With HAV, EBP and GRO Plus
    Unit Price                              $     10.70       $     10.45               --
    Number of Units                             476,033           119,982               --
    With HAV, EBP and GMWB
    Unit Value                              $     10.32                --               --
    Number of Units                             323,335                --               --
--------------------------------------------------------------------------------------------

                                      A-22

APPENDIX A AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

                                                         Year Ended December 31,
---------------------------------------------------------------------------------------------
Sub-account                                      2004               2003              2002
---------------------------------------------------------------------------------------------
AST PIMCO Limited Maturity Bond (1995)
    With No Optional Benefits

    Unit Price                               $     10.55        $     10.51             10.34
    Number of Units                           21,299,789         15,242,856        11,274,642
    With any one of GRO Plus, EBP or HAV
    Unit Price                               $     10.23        $     10.22             10.08
    Number of Units                           19,103,280          5,152,783           215,314
    With GMWB

    Unit Value                               $     10.21        $     10.21                --
    Number of Units                            2,764,809             36,640                --
    With any two of GRO Plus, EBP or HAV
    Unit Price                               $     10.17        $     10.19             10.08
    Number of Units                            2,785,690            636,860            80,547
    With any one of EBP or HAV and GMWB
    Unit Value                               $     11.62        $     11.65                --
    Number of Units                            1,143,298            329,629                --
    With HAV, EBP and GRO Plus
    Unit Price                               $     10.12        $     10.16                --
    Number of Units                              301,108             35,430                --
    With HAV, EBP and GMWB
    Unit Value                               $      9.96                 --                --
    Number of Units                              240,337                 --                --
---------------------------------------------------------------------------------------------
AST Money Market (1992)
    With No Optional Benefits

    Unit Price                               $      9.78        $      9.86              9.96
    Number of Units                           29,870,585         32,730,501        36,255,772
    With any one of GRO Plus, EBP or HAV
    Unit Price                               $      9.75        $      9.86              9.99
    Number of Units                            8,152,893          7,176,983           999,737
    With GMWB

    Unit Value                               $      9.73        $      9.85                --
    Number of Units                            1,312,018             81,304                --
    With any two of GRO Plus, EBP or HAV
    Unit Price                               $      9.70        $      9.83              9.99
    Number of Units                            1,742,703          1,118,618            70,899
    With any one of EBP or HAV and GMWB
    Unit Value                               $      9.98        $     10.13                --
    Number of Units                              234,402             35,505                --
    With HAV, EBP and GRO Plus
    Unit Price                               $      9.65        $      9.80                --
    Number of Units                              432,144            149,705                --
    With HAV, EBP and GMWB
    Unit Value                               $      9.79                 --                --
    Number of Units                               61,321                 --                --
---------------------------------------------------------------------------------------------

                                      A-23

APPENDIX A AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                                                                           Year Ended December 31,
-----------------------------------------------------------------------------------------------------------------------------
Sub-account                                                                       2004              2003               2002
-----------------------------------------------------------------------------------------------------------------------------
Gartmore Variable Investment Trust -- GVIT Developing Markets (1996)
    With No Optional Benefits
    Unit Price                                                                 $    16.02        $    13.60             8.66
    Number of Units                                                             2,103,950         1,763,660          283,466
    With any one of GRO Plus, EBP or HAV
    Unit Price                                                                 $    18.29        $    15.56             9.93
    Number of Units                                                               934,258           415,864           21,816
    With GMWB

    Unit Value                                                                 $    18.25        $    15.54               --
    Number of Units                                                               161,653            12,503               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                                                 $    18.19        $    15.52             9.93
    Number of Units                                                               141,365            44,993              442
    With any one of EBP or HAV and GMWB
    Unit Value                                                                 $    12.74        $    10.88               --
    Number of Units                                                                25,630               843               --
    With HAV, EBP and GRO Plus
    Unit Price                                                                 $    18.09        $    15.47               --
    Number of Units                                                                17,121             1,871               --
    With HAV, EBP and GMWB
    Unit Value                                                                 $    12.70                --               --
    Number of Units                                                                11,161                --               --
-----------------------------------------------------------------------------------------------------------------------------
AIM V.I. -- Dynamics (1999)
    With No Optional Benefits

    Unit Price                                                                 $    10.72        $    9.61             7.09
    Number of Units                                                               668,032           889,464          543,762
    With any one of GRO Plus, EBP or HAV
    Unit Price                                                                 $    14.59        $    13.12             9.70
    Number of Units                                                               590,157           634,308           32,635
    With GMWB

    Unit Value                                                                 $    14.56        $    13.11               --
    Number of Units                                                                61,543             4,848               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                                                 $    14.51        $    13.08             9.70
    Number of Units                                                                55,199            38,518              576
    With any one of EBP or HAV and GMWB
    Unit Value                                                                 $    11.67                --               --
    Number of Units                                                                 1,825                --               --
    With HAV, EBP and GRO Plus
    Unit Price                                                                 $    14.43        $    13.05               --
    Number of Units                                                                 4,253             3,083               --
    With HAV, EBP and GMWB
    Unit Value                                                                 $    11.63                --               --
    Number of Units                                                                    13                --               --
-----------------------------------------------------------------------------------------------------------------------------

                                      A-24

APPENDIX A AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

                                                     Year Ended December 31,
-------------------------------------------------------------------------------------
Sub-account                                   2004            2003           2002
-------------------------------------------------------------------------------------
AIM V.I. -- Technology (1999)
    With No Optional Benefits

    Unit Price                              $   8.09        $   7.87           5.50
    Number of Units                          512,424         578,651        293,307
    With any one of GRO Plus, EBP or HAV
    Unit Price                              $  13.71        $  13.35             --
    Number of Units                            5,184           3,695             --
    With GMWB

    Unit Value                                    --              --             --
    Number of Units                               --              --             --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                    --              --             --
    Number of Units                               --              --             --
    With any one of EBP or HAV and GMWB
    Unit Value                                    --              --             --
    Number of Units                               --              --             --
    With HAV, EBP and GRO Plus
    Unit Price                                    --              --             --
    Number of Units                               --              --             --
    With HAV, EBP and GMWB
    Unit Value                                    --              --             --
    Number of Units                               --              --             --
-------------------------------------------------------------------------------------
AIM V.I. -- Health Sciences (1999)
    With No Optional Benefits

    Unit Price                              $  10.64        $  10.05           8.00
    Number of Units                          937,586         698,364        475,873
    With any one of GRO Plus, EBP or HAV
    Unit Price                              $  12.58        $  11.93           9.51
    Number of Units                          578,826         381,478          5,444
    With GMWB

    Unit Value                              $  12.56        $  11.91             --
    Number of Units                           87,037           2,077             --
    With any two of GRO Plus, EBP or HAV
    Unit Price                              $  12.52        $  11.89           9.51
    Number of Units                          181,513          55,867            140
    With any one of EBP or HAV and GMWB
    Unit Value                              $  11.41        $  10.85             --
    Number of Units                            5,057           1,330             --
    With HAV, EBP and GRO Plus
    Unit Price                              $  12.45              --             --
    Number of Units                            5,438              --             --
    With HAV, EBP and GMWB
    Unit Value                              $  11.38              --             --
    Number of Units                            2,157              --             --
-------------------------------------------------------------------------------------

                                      A-25

APPENDIX A AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                                           Year Ended December 31,
---------------------------------------------------------------------------------------------
Sub-account                                         2004             2003           2002
---------------------------------------------------------------------------------------------
AIM V.I. -- Financial Services (1999)
    With No Optional Benefits

    Unit Price                                     $  11.94         $  11.17           8.76
    Number of Units                                 585,185          607,265        366,258
    With any one of GRO Plus, EBP or HAV
    Unit Price                                     $  13.44         $  12.61           9.92
    Number of Units                                 387,921          200,360          1,897
    With GMWB

    Unit Value                                     $  13.42         $  12.60             --
    Number of Units                                  67,581           20,268             --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                     $  13.37         $  12.58           9.92
    Number of Units                                  84,188           50,250            141
    With any one of EBP or HAV and GMWB
    Unit Value                                     $  11.11         $  10.46             --
    Number of Units                                  15,566            1,378             --
    With HAV, EBP and GRO Plus
    Unit Price                                     $  13.30         $  12.54             --
    Number of Units                                   8,806              751             --
    With HAV, EBP and GMWB
    Unit Value                                     $  11.08               --             --
    Number of Units                                     468               --             --
---------------------------------------------------------------------------------------------
Evergreen VA -- International Equity (1999)
    With No Optional Benefits

    Unit Price                                     $  13.66         $  11.65           8.15
    Number of Units                                 414,631          189,143        113,389
    With any one of GRO Plus, EBP or HAV
    Unit Price                                     $  14.94         $  12.78           9.67
    Number of Units                                 195,986           76,749          3,669
    With GMWB

    Unit Value                                     $  12.21         $  10.45             --
    Number of Units                                  32,858              827             --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                     $  14.86         $  12.74             --
    Number of Units                                  67,201            6,492             --
    With any one of EBP or HAV and GMWB
    Unit Value                                     $  12.40         $  10.64             --
    Number of Units                                  83,727           81,555             --
    With HAV, EBP and GRO Plus
    Unit Price                                     $  14.78         $  12.71             --
    Number of Units                                   7,362            1,395             --
    With HAV, EBP and GMWB
    Unit Value                                     $  12.36               --             --
    Number of Units                                   2,878               --             --
---------------------------------------------------------------------------------------------

                                      A-26

APPENDIX A AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

                                                        Year Ended December 31,
------------------------------------------------------------------------------------------
Sub-account                                       2004             2003           2002
------------------------------------------------------------------------------------------
Evergreen VA -- Special Equity (16) (1999)
    With No Optional Benefits

    Unit Price                                  $  11.58         $  11.12           7.44
    Number of Units                              702,642          815,621        127,728
    With any one of GRO Plus, EBP or HAV
    Unit Price                                  $  15.25         $  14.69           9.85
    Number of Units                              509,734          293,794         12,520
    With GMWB

    Unit Value                                  $  15.22         $  14.67             --
    Number of Units                               46,748            3,620             --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                  $  15.17         $  14.65           9.85
    Number of Units                              177,731           58,548            533
    With any one of EBP or HAV and GMWB
    Unit Value                                  $   9.13         $  8.83             --
    Number of Units                              114,259           23,503             --
    With HAV, EBP and GRO Plus
    Unit Price                                  $  15.09               --             --
    Number of Units                                3,411               --             --
    With HAV, EBP and GMWB
    Unit Value                                  $  10.53               --             --
    Number of Units                               26,034               --             --
------------------------------------------------------------------------------------------
Evergreen VA -- Omega (2000)
    With No Optional Benefits

    Unit Price                                  $  11.29         $  10.71           7.78
    Number of Units                              570,123          404,789         39,943
    With any one of GRO Plus, EBP or HAV
    Unit Price                                  $  13.89         $  13.21             --
    Number of Units                              387,492           56,002             --
    With GMWB

    Unit Value                                  $  13.86         $  13.19             --
    Number of Units                               31,153              283             --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                  $  13.81         $  13.17             --
    Number of Units                              108,796           25,003             --
    With any one of EBP or HAV and GMWB
    Unit Value                                  $   9.40         $  8.97             --
    Number of Units                               84,876           19,658             --
    With HAV, EBP and GRO Plus
    Unit Price                                  $  13.74         $  13.13             --
    Number of Units                                3,028            1,855             --
    With HAV, EBP and GMWB
    Unit Value                                  $  10.92               --             --
    Number of Units                               30,383               --             --
------------------------------------------------------------------------------------------

                                      A-27

APPENDIX A AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                                      Year Ended December 31,
-----------------------------------------------------------------------------------------
Sub-account                                  2004              2003              2002
-----------------------------------------------------------------------------------------
ProFund VP -- Europe 30 (1999)
    With No Optional Benefits

    Unit Price                            $    12.17        $    10.83             7.93
    Number of Units                        1,812,435         2,116,400          292,396
    With any one of GRO Plus, EBP or HAV
    Unit Price                            $    14.80        $    13.20             9.70
    Number of Units                          313,111           158,208            2,625
    With GMWB

    Unit Value                            $    14.77        $    13.18               --
    Number of Units                           99,557            13,365               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                            $    14.72        $    13.16               --
    Number of Units                          162,300            40,636               --
    With any one of EBP or HAV and GMWB
    Unit Value                            $    12.39        $    11.09               --
    Number of Units                           17,205             3,060               --
    With HAV, EBP and GRO Plus
    Unit Price                            $    14.64                --               --
    Number of Units                            7,739                --               --
    With HAV, EBP and GMWB
    Unit Value                            $    12.35                --               --
    Number of Units                            7,758                --               --
-----------------------------------------------------------------------------------------
ProFund VP -- Asia 30 (2002)
    With No Optional Benefits

    Unit Price                            $    12.30        $    12.57             7.75
    Number of Units                          896,010           942,605          281,993
    With any one of GRO Plus, EBP or HAV
    Unit Price                            $    15.57        $    15.96             9.86
    Number of Units                          253,337           131,276            6,995
    With GMWB

    Unit Value                            $    15.54        $    15.94               --
    Number of Units                           74,988            10,432               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                            $    15.49        $    15.91               --
    Number of Units                           67,805            33,050               --
    With any one of EBP or HAV and GMWB
    Unit Value                            $    10.14        $    10.43               --
    Number of Units                           28,325             1,873               --
    With HAV, EBP and GRO Plus
    Unit Price                            $    15.40                --               --
    Number of Units                            5,612                --               --
    With HAV, EBP and GMWB
    Unit Value                            $    10.10                --               --
    Number of Units                            6,082                --               --
-----------------------------------------------------------------------------------------

                                      A-28

APPENDIX A AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

                                                     Year Ended December 31,
--------------------------------------------------------------------------------------
Sub-account                                    2004            2003           2002
--------------------------------------------------------------------------------------
ProFund VP -- Japan (2002)
    With No Optional Benefits

    Unit Price                              $   9.55        $  9.03           7.24
    Number of Units                          710,879         426,718         65,845
    With any one of GRO Plus, EBP or HAV
    Unit Price                              $  13.40        $  12.70          10.21
    Number of Units                          137,584          76,553            351
    With GMWB

    Unit Value                              $  13.38        $  12.69             --
    Number of Units                           35,968           1,883             --
    With any two of GRO Plus, EBP or HAV
    Unit Price                              $  13.33        $  12.67             --
    Number of Units                           62,668          10,769             --
    With any one of EBP or HAV and GMWB
    Unit Value                              $  10.35              --             --
    Number of Units                            8,278              --             --
    With HAV, EBP and GRO Plus
    Unit Price                              $  13.26              --             --
    Number of Units                            7,559              --             --
    With HAV, EBP and GMWB
    Unit Value                                    --              --             --
    Number of Units                               --              --             --
--------------------------------------------------------------------------------------
ProFund VP -- Banks (2002)
    With No Optional Benefits

    Unit Price                              $  11.98        $  10.90           8.56
    Number of Units                          229,711          93,067        101,136
    With any one of GRO Plus, EBP or HAV
    Unit Price                              $  14.10        $  12.86          10.13
    Number of Units                          171,696          34,962          3,422
    With GMWB

    Unit Value                              $  14.07              --             --
    Number of Units                            8,847              --             --
    With any two of GRO Plus, EBP or HAV
    Unit Price                              $  14.03        $  12.83             --
    Number of Units                           29,071           6,833             --
    With any one of EBP or HAV and GMWB
    Unit Value                              $  11.58              --             --
    Number of Units                           20,936              --             --
    With HAV, EBP and GRO Plus
    Unit Price                              $  13.95        $  12.79             --
    Number of Units                              788           1,039             --
    With HAV, EBP and GMWB
    Unit Value                              $  11.54              --             --
    Number of Units                              582              --             --
--------------------------------------------------------------------------------------

                                      A-29

APPENDIX A AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                                     Year Ended December 31,
-----------------------------------------------------------------------------------------
Sub-account                                   2004              2003             2002
-----------------------------------------------------------------------------------------
ProFund VP -- Basic Materials (2002)
    With No Optional Benefits

    Unit Price                              $  11.87        $    10.95             8.46
    Number of Units                          529,237         1,512,864           76,331
    With any one of GRO Plus, EBP or HAV
    Unit Price                              $  14.43        $    13.35            10.34
    Number of Units                          170,212           100,189               12
    With GMWB

    Unit Value                              $  14.40        $    13.33               --
    Number of Units                           23,555             8,054               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                              $  14.35        $    13.31               --
    Number of Units                           35,537            15,986               --
    With any one of EBP or HAV and GMWB
    Unit Value                              $  12.43                --               --
    Number of Units                           15,658                --               --
    With HAV, EBP and GRO Plus
    Unit Price                              $  14.28                --               --
    Number of Units                            3,155                --               --
    With HAV, EBP and GMWB
    Unit Value                              $  12.40                --               --
    Number of Units                            1,246                --               --
-----------------------------------------------------------------------------------------
ProFund VP -- Biotechnology (2001)
    With No Optional Benefits

    Unit Price                              $  10.52        $     9.75             7.09
    Number of Units                          757,678           208,971          130,082
    With any one of GRO Plus, EBP or HAV
    Unit Price                              $  14.56        $    13.53               --
    Number of Units                            5,878               847               --
    With GMWB

    Unit Value                                    --                --               --
    Number of Units                               --                --               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                    --                --               --
    Number of Units                               --                --               --
    With any one of EBP or HAV and GMWB
    Unit Value                                    --                --               --
    Number of Units                               --                --               --
    With HAV, EBP and GRO Plus
    Unit Price                                    --                --               --
    Number of Units                               --                --               --
    With HAV, EBP and GMWB
    Unit Value                                    --                --               --
    Number of Units                               --                --               --
-----------------------------------------------------------------------------------------

                                      A-30

APPENDIX A AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

                                                      Year Ended December 31,
----------------------------------------------------------------------------------------
Sub-account                                     2004            2003           2002
----------------------------------------------------------------------------------------
ProFund VP -- Consumer Services (2002)
    With No Optional Benefits

    Unit Price                                $   9.56        $   9.04           7.25
    Number of Units                            430,620         136,269        128,022
    With any one of GRO Plus, EBP or HAV
    Unit Price                                $  12.31        $  11.66           9.37
    Number of Units                             87,433          30,700          2,426
    With GMWB

    Unit Value                                $  12.28              --             --
    Number of Units                             17,197              --             --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                $  12.24        $  11.62             --
    Number of Units                              8,198           5,655             --
    With any one of EBP or HAV and GMWB
    Unit Value                                $  10.69              --             --
    Number of Units                              2,087              --             --
    With HAV, EBP and GRO Plus
    Unit Price                                $  12.17        $  11.59             --
    Number of Units                              1,211           3,817             --
    With HAV, EBP and GMWB
    Unit Value                                $  10.66              --             --
    Number of Units                                 14              --             --
----------------------------------------------------------------------------------------
ProFund VP -- Consumer Goods (2002)
    With No Optional Benefits

    Unit Price                                $  10.36        $   9.64           8.28
    Number of Units                            369,007          58,425        148,446
    With any one of GRO Plus, EBP or HAV
    Unit Price                                $  12.33        $  11.51           9.90
    Number of Units                            102,706          12,720          2,303
    With GMWB

    Unit Value                                $  12.31        $  11.49             --
    Number of Units                              8,437             954             --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                $  12.27              --             --
    Number of Units                             54,297              --             --
    With any one of EBP or HAV and GMWB
    Unit Value                                $  11.40        $  10.67             --
    Number of Units                              9,175           4,737             --
    With HAV, EBP and GRO Plus
    Unit Price                                $  12.20              --             --
    Number of Units                              1,731              --             --
    With HAV, EBP and GMWB
    Unit Value                                      --              --             --
    Number of Units                                 --              --             --
----------------------------------------------------------------------------------------

                                      A-31

APPENDIX A AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                                      Year Ended December 31,
-----------------------------------------------------------------------------------------
Sub-account                                   2004              2003            2002
-----------------------------------------------------------------------------------------
ProFund VP -- Oil & Gas (2001)
    With No Optional Benefits

    Unit Price                             $    13.33        $    10.48            8.71
    Number of Units                         1,856,882         1,225,844         299,833
    With any one of GRO Plus, EBP or HAV
    Unit Price                             $    15.40        $    12.14           10.12
    Number of Units                           888,111           114,553           1,660
    With GMWB

    Unit Value                             $    15.37        $    12.12              --
    Number of Units                            58,804             4,007              --
    With any two of GRO Plus, EBP or HAV
    Unit Price                             $    15.32        $    12.10              --
    Number of Units                           174,913            25,623              --
    With any one of EBP or HAV and GMWB
    Unit Value                             $    13.80                --              --
    Number of Units                            29,672                --              --
    With HAV, EBP and GRO Plus
    Unit Price                             $    15.23        $    12.07              --
    Number of Units                            14,353             2,434              --
    With HAV, EBP and GMWB
    Unit Value                             $    13.76                --              --
    Number of Units                             6,676                --              --
-----------------------------------------------------------------------------------------
ProFund VP -- Financials (2001)
    With No Optional Benefits

    Unit Price                             $    12.19        $    11.23            8.85
    Number of Units                           553,342           398,159         221,377
    With any one of GRO Plus, EBP or HAV
    Unit Price                             $    13.48        $    12.45            9.84
    Number of Units                           323,190           134,420           2,066
    With GMWB

    Unit Value                             $    13.45        $    12.44              --
    Number of Units                            17,749             1,060              --
    With any two of GRO Plus, EBP or HAV
    Unit Price                             $    13.41        $    12.42              --
    Number of Units                            35,528            27,402              --
    With any one of EBP or HAV and GMWB
    Unit Value                             $    11.26                --              --
    Number of Units                            15,974                --              --
    With HAV, EBP and GRO Plus
    Unit Price                             $    13.33                --              --
    Number of Units                             1,103                --              --
    With HAV, EBP and GMWB
    Unit Value                                     --                --              --
    Number of Units                                --                --              --
-----------------------------------------------------------------------------------------

                                      A-32

APPENDIX A AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

                                                      Year Ended December 31,
---------------------------------------------------------------------------------------
Sub-account                                   2004              2003            2002
---------------------------------------------------------------------------------------
ProFund VP -- Health Care (2001)
    With No Optional Benefits

    Unit Price                             $     9.23         $   9.17           7.94
    Number of Units                         1,318,525          707,449        388,508
    With any one of GRO Plus, EBP or HAV
    Unit Price                             $    11.10         $  11.05           9.59
    Number of Units                           518,389          244,228          6,831
    With GMWB

    Unit Value                             $    11.07         $  11.04             --
    Number of Units                             8,570            1,969             --
    With any two of GRO Plus, EBP or HAV
    Unit Price                             $    11.04         $  11.02             --
    Number of Units                           139,890           56,392             --
    With any one of EBP or HAV and GMWB
    Unit Value                             $    10.65               --             --
    Number of Units                             5,322               --             --
    With HAV, EBP and GRO Plus
    Unit Price                             $    10.98         $  10.99             --
    Number of Units                             4,035            2,123             --
    With HAV, EBP and GMWB
    Unit Value                                     --               --             --
    Number of Units                                --               --             --
---------------------------------------------------------------------------------------
ProFund VP -- Industrials (2002)
    With No Optional Benefits

    Unit Price                             $   11.15          $  10.01           7.93
    Number of Units                           253,411          318,339         12,642
    With any one of GRO Plus, EBP or HAV
    Unit Price                             $    14.27         $  12.85             --
    Number of Units                            88,729           20,601             --
    With GMWB

    Unit Value                             $    14.24               --             --
    Number of Units                             4,426               --             --
    With any two of GRO Plus, EBP or HAV
    Unit Price                             $    14.20         $  12.81             --
    Number of Units                            14,026            4,507             --
    With any one of EBP or HAV and GMWB
    Unit Value                             $    12.08               --             --
    Number of Units                             4,381               --             --
    With HAV, EBP and GRO Plus
    Unit Price                             $    14.12               --             --
    Number of Units                               945               --             --
    With HAV, EBP and GMWB
    Unit Value                             $    12.04               --             --
    Number of Units                               807               --             --
---------------------------------------------------------------------------------------

                                      A-33

APPENDIX A AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                                       Year Ended December 31,
-------------------------------------------------------------------------------------------
Sub-account                                      2004             2003            2002
-------------------------------------------------------------------------------------------
ProFund VP -- Internet (2002)
    With No Optional Benefits

    Unit Price                                 $  17.89         $  15.00            8.57
    Number of Units                             992,879          206,876         306,572
    With any one of GRO Plus, EBP or HAV
    Unit Price                                 $  19.83         $  16.67              --
    Number of Units                               3,806            1,210              --
    With GMWB

    Unit Value                                       --               --              --
    Number of Units                                  --               --              --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                       --               --              --
    Number of Units                                  --               --              --
    With any one of EBP or HAV and GMWB
    Unit Value                                       --               --              --
    Number of Units                                  --               --              --
    With HAV, EBP and GRO Plus
    Unit Price                                       --               --              --
    Number of Units                                  --               --              --
    With HAV, EBP and GMWB
    Unit Value                                       --               --              --
    Number of Units                                  --               --              --
-------------------------------------------------------------------------------------------
ProFund VP -- Pharmaceuticals (2002)
    With No Optional Benefits

    Unit Price                                 $   7.93         $   8.89            8.56
    Number of Units                             527,336          266,978         136,559
    With any one of GRO Plus, EBP or HAV
    Unit Price                                 $   8.88         $   9.97            9.63
    Number of Units                             246,789           77,105           2,545
    With GMWB

    Unit Value                                 $   8.86         $   9.96              --
    Number of Units                              23,137            2,871              --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                 $   8.83         $   9.94              --
    Number of Units                              70,946            6,346              --
    With any one of EBP or HAV and GMWB
    Unit Value                                 $   9.44               --              --
    Number of Units                               5,382               --              --
    With HAV, EBP and GRO Plus
    Unit Price                                 $   8.78         $   9.91              --
    Number of Units                               3,939            1,646              --
    With HAV, EBP and GMWB
    Unit Value                                       --               --              --
    Number of Units                                  --               --              --
-------------------------------------------------------------------------------------------

                                      A-34

APPENDIX A AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

                                                        Year Ended December 31,
-------------------------------------------------------------------------------------------
Sub-account                                      2004              2003             2002
-------------------------------------------------------------------------------------------
ProFund VP -- Precious Metals (2002)
    With No Optional Benefits

    Unit Price                                $    11.77        $    13.29             9.70
    Number of Units                            1,479,384         1,329,806        1,175,651
    With any one of GRO Plus, EBP or HAV
    Unit Price                                $    13.64        $    15.44             11.3
    Number of Units                              457,761           390,896           19,964
    With GMWB

    Unit Value                                $    13.61                --               --
    Number of Units                               42,627                --               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                $    13.57        $    15.39               --
    Number of Units                              111,588            44,664               --
    With any one of EBP or HAV and GMWB
    Unit Value                                $    10.17                --               --
    Number of Units                               93,541                --               --
    With HAV, EBP and GRO Plus
    Unit Price                                $    13.49        $    15.35               --
    Number of Units                                7,072             1,458               --
    With HAV, EBP and GMWB
    Unit Value                                $    10.14        $    11.55               --
    Number of Units                               11,671            23,284               --
-------------------------------------------------------------------------------------------
ProFund VP -- Real Estate (2001)
    With No Optional Benefits

    Unit Price                                $    16.15        $    12.91             9.86
    Number of Units                            1,816,706           462,906          441,318
    With any one of GRO Plus, EBP or HAV
    Unit Price                                $    16.63        $    13.33            10.20
    Number of Units                              509,763           136,941           12,789
    With GMWB

    Unit Value                                $    16.60        $    13.31               --
    Number of Units                               58,062             3,835               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                $    16.54        $    13.29               --
    Number of Units                              128,625            32,970               --
    With any one of EBP or HAV and GMWB
    Unit Value                                $    13.06                --               --
    Number of Units                               22,857                --               --
    With HAV, EBP and GRO Plus
    Unit Price                                $    16.45                --               --
    Number of Units                                  629                --               --
    With HAV, EBP and GMWB
    Unit Value                                $    13.02                --               --
    Number of Units                                1,198                --               --
-------------------------------------------------------------------------------------------

                                      A-35

APPENDIX A AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                                     Year Ended December 31,
--------------------------------------------------------------------------------------
Sub-account                                     2004            2003          2002
--------------------------------------------------------------------------------------
ProFund VP -- Semiconductor (2002)
    With No Optional Benefits

    Unit Price                                $   7.15        $   9.51          5.14
    Number of Units                            694,352         423,958        93,241
    With any one of GRO Plus, EBP or HAV
    Unit Price                                $  11.95        $  15.93            --
    Number of Units                              3,639           3,475            --
    With GMWB

    Unit Value                                      --              --            --
    Number of Units                                 --              --            --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                      --              --            --
    Number of Units                                 --              --            --
    With any one of EBP or HAV and GMWB
    Unit Value                                      --              --            --
    Number of Units                                 --              --            --
    With HAV, EBP and GRO Plus
    Unit Price                                      --              --            --
    Number of Units                                 --              --            --
    With HAV, EBP and GMWB
    Unit Value                                      --              --            --
    Number of Units                                 --              --            --
--------------------------------------------------------------------------------------
ProFund VP -- Technology (2001)
    With No Optional Benefits

    Unit Price                                $   8.48        $   8.66          6.03
    Number of Units                            727,580         497,972       254,131
    With any one of GRO Plus, EBP or HAV
    Unit Price                                $  12.99        $  13.30            --
    Number of Units                              9,239           6,845            --
    With GMWB

    Unit Value                                      --              --            --
    Number of Units                                 --              --            --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                      --              --            --
    Number of Units                                 --              --            --
    With any one of EBP or HAV and GMWB
    Unit Value                                      --              --            --
    Number of Units                                 --              --            --
    With HAV, EBP and GRO Plus
    Unit Price                                      --              --            --
    Number of Units                                 --              --            --
    With HAV, EBP and GMWB
    Unit Value                                      --              --            --
    Number of Units                                 --              --            --
--------------------------------------------------------------------------------------

                                      A-36

APPENDIX A AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

                                                            Year Ended December 31,
---------------------------------------------------------------------------------------------
Sub-account                                         2004              2003           2002
---------------------------------------------------------------------------------------------
ProFund VP -- Telecommunications (2001)
    With No Optional Benefits

    Unit Price                                   $     8.19         $   7.21           7.15
    Number of Units                                 460,848          398,350        272,408
    With any one of GRO Plus, EBP or HAV
    Unit Price                                   $    11.43         $  10.08          10.03
    Number of Units                                 212,127           47,283          3,642
    With GMWB

    Unit Value                                   $    11.40               --             --
    Number of Units                                   6,379               --             --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                   $    11.37         $  10.05             --
    Number of Units                                  34,691           13,783             --
    With any one of EBP or HAV and GMWB
    Unit Value                                   $    12.54               --             --
    Number of Units                                   4,099               --             --
    With HAV, EBP and GRO Plus
    Unit Price                                   $    11.31               --             --
    Number of Units                                  11,741               --             --
    With HAV, EBP and GMWB
    Unit Value                                   $    12.50               --             --
    Number of Units                                   2,691               --             --
---------------------------------------------------------------------------------------------
ProFund VP -- Utilities (2001)
    With No Optional Benefits

    Unit Price                                   $    11.13         $   9.34           7.83
    Number of Units                               1,060,939          618,427        521,419
    With any one of GRO Plus, EBP or HAV
    Unit Price                                   $    15.00         $  12.63          10.61
    Number of Units                                 332,768           93,690          8,871
    With GMWB

    Unit Value                                   $    14.97         $  12.62             --
    Number of Units                                  57,208            8,137             --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                   $    14.92         $  12.60             --
    Number of Units                                  87,691           10,588             --
    With any one of EBP or HAV and GMWB
    Unit Value                                   $    12.51               --             --
    Number of Units                                  21,365               --             --
    With HAV, EBP and GRO Plus
    Unit Price                                   $    14.84               --             --
    Number of Units                                   7,490               --             --
    With HAV, EBP and GMWB
    Unit Value                                   $    12.47               --             --
    Number of Units                                     573               --             --
---------------------------------------------------------------------------------------------

                                      A-37

APPENDIX A AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                                       Year Ended December 31,
-------------------------------------------------------------------------------------------
Sub-account                                     2004              2003             2002
-------------------------------------------------------------------------------------------
ProFund VP -- Bull (2002)
    With No Optional Benefits

    Unit Price                               $    10.53        $     9.84             7.97
    Number of Units                           8,215,357         3,563,562          954,792
    With any one of GRO Plus, EBP or HAV
    Unit Price                               $    12.82        $    12.01             9.75
    Number of Units                           2,052,501           708,248           10,297
    With GMWB

    Unit Value                               $    12.79        $    12.00               --
    Number of Units                             171,187             1,179               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                               $    12.75        $    11.98             9.75
    Number of Units                             570,114            58,349              400
    With any one of EBP or HAV and GMWB
    Unit Value                               $    11.25        $    10.58               --
    Number of Units                              31,600               427               --
    With HAV, EBP and GRO Plus
    Unit Price                               $    12.68        $    11.94               --
    Number of Units                              88,697            10,714               --
    With HAV, EBP and GMWB
    Unit Value                               $    11.21                --               --
    Number of Units                              12,971                --               --
-------------------------------------------------------------------------------------------
ProFund VP -- Bear (2001)
    With No Optional Benefits

    Unit Price                               $     7.45        $     8.44            11.38
    Number of Units                           1,202,243         1,886,515        1,532,543
    With any one of GRO Plus, EBP or HAV
    Unit Price                               $     6.60        $     7.49            10.13
    Number of Units                             289,105           716,467           28,618
    With GMWB

    Unit Value                               $     6.58                --               --
    Number of Units                              41,480                --               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                               $     6.56        $     7.47            10.13
    Number of Units                              60,475            36,686            1,514
    With any one of EBP or HAV and GMWB
    Unit Value                               $     8.15        $     9.29               --
    Number of Units                              10,709             7,927               --
    With HAV, EBP and GRO Plus
    Unit Price                               $     6.52        $     7.45               --
    Number of Units                              14,578            13,622               --
    With HAV, EBP and GMWB
    Unit Value                               $     8.12        $     9.29               --
    Number of Units                               1,620             7,293               --
-------------------------------------------------------------------------------------------

                                      A-38

APPENDIX A AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

                                                       Year Ended December 31,
-------------------------------------------------------------------------------------------
Sub-account                                      2004              2003             2002
-------------------------------------------------------------------------------------------
ProFund VP -- UltraBull (2001)
    With No Optional Benefits

    Unit Price                               $    11.76        $    10.20             6.78
    Number of Units                           2,817,803         1,431,345          297,435
    With any one of GRO Plus, EBP or HAV
    Unit Price                               $    16.58        $    14.42             9.61
    Number of Units                               9,518             1,432              245
    With GMWB

    Unit Value                                       --                --               --
    Number of Units                                  --                --               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                       --                --               --
    Number of Units                                  --                --               --
    With any one of EBP or HAV and GMWB
    Unit Value                                       --                --               --
    Number of Units                                  --                --               --
    With HAV, EBP and GRO Plus
    Unit Price                                       --                --               --
    Number of Units                                  --                --               --
    With HAV, EBP and GMWB
    Unit Value                                       --                --               --
    Number of Units                                  --                --               --
-------------------------------------------------------------------------------------------
ProFund VP -- OTC (2001)
    With No Optional Benefits

    Unit Price                               $     9.94        $     9.32             6.45
    Number of Units                           4,885,351         4,445,234        1,346,852
    With any one of GRO Plus, EBP or HAV
    Unit Price                               $    14.34        $    13.47             9.36
    Number of Units                           1,807,904           810,005           13,113
    With GMWB

    Unit Value                               $    14.31        $    13.46               --
    Number of Units                             128,923             5,378               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                               $    14.27        $    13.44               --
    Number of Units                             225,055            34,480               --
    With any one of EBP or HAV and GMWB
    Unit Value                               $    10.92                --               --
    Number of Units                              28,507                --               --
    With HAV, EBP and GRO Plus
    Unit Price                               $    14.19                --               --
    Number of Units                              32,376                --               --
    With HAV, EBP and GMWB
    Unit Value                               $    10.88                --               --
    Number of Units                              14,308                --               --
-------------------------------------------------------------------------------------------

                                      A-39

APPENDIX A AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                                        Year Ended December 31,
-------------------------------------------------------------------------------------------
Sub-account                                      2004              2003             2002
-------------------------------------------------------------------------------------------
ProFund VP -- Short OTC (2002)
    With No Optional Benefits

    Unit Price                               $     5.93        $     6.78            11.00
    Number of Units                             908,064         1,535,439          433,181
    With any one of GRO Plus, EBP or HAV
    Unit Price                               $     5.60        $     6.42            10.43
    Number of Units                             181,352           196,526           15,308
    With GMWB

    Unit Value                               $     5.58                --               --
    Number of Units                               7,191                --               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                               $     5.57        $     6.40               --
    Number of Units                              65,148            20,167               --
    With any one of EBP or HAV and GMWB
    Unit Value                                       --        $     9.49               --
    Number of Units                                  --             7,708               --
    With HAV, EBP and GRO Plus
    Unit Price                               $     5.54        $     6.38               --
    Number of Units                              16,306            16,907               --
    With HAV, EBP and GMWB
    Unit Value                                       --                --               --
    Number of Units                                  --                --               --
-------------------------------------------------------------------------------------------
ProFund VP -- UltraOTC (1999)
    With No Optional Benefits

    Unit Price                               $     7.89        $     7.03             3.53
    Number of Units                           6,592,447         3,410,589        1,003,123
    With any one of GRO Plus, EBP or HAV
    Unit Price                               $    19.36        $    17.30             8.70
    Number of Units                              22,282             5,905              233
    With GMWB

    Unit Value                                       --                --               --
    Number of Units                                  --                --               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                       --                --               --
    Number of Units                                  --                --               --
    With any one of EBP or HAV and GMWB
    Unit Value                                       --                --               --
    Number of Units                                  --                --               --
    With HAV, EBP and GRO Plus
    Unit Price                                       --                --               --
    Number of Units                                  --                --               --
    With HAV, EBP and GMWB
    Unit Value                                       --                --               --
    Number of Units                                  --                --               --
-------------------------------------------------------------------------------------------

                                      A-40

APPENDIX A AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

                                                        Year Ended December 31,
-------------------------------------------------------------------------------------------
Sub-account                                     2004              2003             2002
-------------------------------------------------------------------------------------------
ProFund VP -- Mid-Cap Value (2002)
    With No Optional Benefits

    Unit Price                               $    11.67        $    10.23            7.66
    Number of Units                           2,632,869         1,455,513         438,387
    With any one of GRO Plus, EBP or HAV
    Unit Price                               $    15.24        $    13.40           10.06
    Number of Units                             626,618           462,172           4,777
    With GMWB

    Unit Value                               $    15.21        $    13.39              --
    Number of Units                             110,312             4,164              --
    With any two of GRO Plus, EBP or HAV
    Unit Price                               $    15.16        $    13.36           10.06
    Number of Units                             304,648            99,189           4,799
    With any one of EBP or HAV and GMWB
    Unit Value                               $    12.20        $    10.77              --
    Number of Units                              39,454             3,516              --
    With HAV, EBP and GRO Plus
    Unit Price                               $    15.08        $    13.33              --
    Number of Units                              12,473               916              --
    With HAV, EBP and GMWB
    Unit Value                               $    12.17                --              --
    Number of Units                               3,507                --              --
-------------------------------------------------------------------------------------------
ProFund VP -- Mid-Cap Growth (2002)
    With No Optional Benefits

    Unit Price                               $    10.58        $     9.69            7.70
    Number of Units                           2,220,901         1,009,867         439,054
    With any one of GRO Plus, EBP or HAV
    Unit Price                               $    13.42        $    12.32            9.82
    Number of Units                             579,666           295,528           1,587
    With GMWB

    Unit Value                               $    13.39        $    12.31              --
    Number of Units                              53,472             2,028              --
    With any two of GRO Plus, EBP or HAV
    Unit Price                               $    13.35        $    12.28            9.81
    Number of Units                             163,302            47,141           1,583
    With any one of EBP or HAV and GMWB
    Unit Value                               $    11.12        $    10.24              --
    Number of Units                              21,341             3,933              --
    With HAV, EBP and GRO Plus
    Unit Price                               $    13.28        $    12.25              --
    Number of Units                               6,489             1,274              --
    With HAV, EBP and GMWB
    Unit Value                               $    11.09                --              --
    Number of Units                               9,859                --              --
-------------------------------------------------------------------------------------------

                                      A-41

APPENDIX A AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                                       Year Ended December 31,
-------------------------------------------------------------------------------------------
Sub-account                                      2004              2003            2002
-------------------------------------------------------------------------------------------
ProFund VP -- UltraMid-Cap (2002)
    With No Optional Benefits

    Unit Price                                $    11.99        $    9.55            5.71
    Number of Units                            3,106,849         1,112,311         477,953
    With any one of GRO Plus, EBP or HAV
    Unit Price                                $    20.62        $    16.46            9.86
    Number of Units                              338,303           136,523           1,673
    With GMWB

    Unit Value                                $    20.57        $    16.44              --
    Number of Units                              101,493             3,746              --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                $    20.51        $    16.41              --
    Number of Units                              150,540            88,028              --
    With any one of EBP or HAV and GMWB
    Unit Value                                $    13.86                --              --
    Number of Units                               27,449                --              --
    With HAV, EBP and GRO Plus
    Unit Price                                $    20.40        $    16.37              --
    Number of Units                                2,161               557              --
    With HAV, EBP and GMWB
    Unit Value                                $    13.81                --              --
    Number of Units                               14,660                --              --
-------------------------------------------------------------------------------------------
ProFund VP -- Small-Cap Value (2002)
    With No Optional Benefits

    Unit Price                                $    11.10        $     9.39            7.09
    Number of Units                            4,088,760         5,144,632         994,778
    With any one of GRO Plus, EBP or HAV
    Unit Price                                $    15.80        $    13.41           10.15
    Number of Units                            2,597,154         1,218,990          19,019
    With GMWB

    Unit Value                                $    15.76        $    13.39              --
    Number of Units                              163,443            24,769              --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                $    15.71        $    13.37              --
    Number of Units                              596,413           207,523              --
    With any one of EBP or HAV and GMWB
    Unit Value                                $    12.53        $    10.67              --
    Number of Units                               31,732             4,223              --
    With HAV, EBP and GRO Plus
    Unit Price                                $    15.63        $    13.33              --
    Number of Units                               29,856            28,687              --
    With HAV, EBP and GMWB
    Unit Value                                $    12.49                --              --
    Number of Units                                6,158                --              --
-------------------------------------------------------------------------------------------

                                      A-42

APPENDIX A AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

                                                         Year Ended December 31,
-------------------------------------------------------------------------------------------
Sub-account                                       2004              2003             2002
-------------------------------------------------------------------------------------------
ProFund VP -- Small-Cap Growth (2002)
    With No Optional Benefits

    Unit Price                                 $    11.98        $    10.16            7.69
    Number of Units                             4,677,820         3,868,951         772,260
    With any one of GRO Plus, EBP or HAV
    Unit Price                                 $    15.34        $    13.05            9.91
    Number of Units                             1,611,060         1,289,398          10,572
    With GMWB

    Unit Value                                 $    15.31        $    13.04              --
    Number of Units                               170,800            21,997              --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                 $    15.26        $    13.01              --
    Number of Units                               285,725           210,595              --
    With any one of EBP or HAV and GMWB
    Unit Value                                 $    12.23        $    10.44              --
    Number of Units                                42,134             2,529              --
    With HAV, EBP and GRO Plus
    Unit Price                                 $    15.17        $    12.98              --
    Number of Units                                 9,388            30,164              --
    With HAV, EBP and GMWB
    Unit Value                                 $    12.19                --              --
    Number of Units                                13,290                --              --
-------------------------------------------------------------------------------------------
ProFund VP -- UltraSmall-Cap (1999)
    With No Optional Benefits

    Unit Price                                 $    15.52        $    12.04            6.14
    Number of Units                             5,098,565         1,702,558         212,085
    With any one of GRO Plus, EBP or HAV
    Unit Price                                 $    24.98        $    19.43              --
    Number of Units                                32,780            13,082              --
    With GMWB

    Unit Value                                         --                --              --
    Number of Units                                    --                --              --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                         --                --              --
    Number of Units                                    --                --              --
    With any one of EBP or HAV and GMWB
    Unit Value                                         --                --              --
    Number of Units                                    --                --              --
    With HAV, EBP and GRO Plus
    Unit Price                                         --                --              --
    Number of Units                                    --                --              --
    With HAV, EBP and GMWB
    Unit Value                                         --                --              --
    Number of Units                                    --                --              --
-------------------------------------------------------------------------------------------

                                      A-43

APPENDIX A AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                                                 Year Ended December 31,
----------------------------------------------------------------------------------------------------
Sub-account                                               2004              2003             2002
----------------------------------------------------------------------------------------------------
ProFund VP -- U.S. Government Plus (2002)
    With No Optional Benefits
    Unit Price                                         $    11.79        $    11.08            11.56
    Number of Units                                     1,051,158           731,470        2,486,854
    With any one of GRO Plus, EBP or HAV
    Unit Price                                         $    10.34        $     9.75            10.19
    Number of Units                                       372,142           291,892           22,148
    With GMWB

    Unit Value                                         $    10.32        $     9.73               --
    Number of Units                                       120,311            14,956               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                         $    10.29        $     9.72            10.19
    Number of Units                                       111,072            32,854              609
    With any one of EBP or HAV and GMWB
    Unit Value                                         $    10.80                --               --
    Number of Units                                         4,588                --               --
    With HAV, EBP and GRO Plus
    Unit Price                                         $    10.23                --               --
    Number of Units                                        13,114                --               --
    With HAV, EBP and GMWB
    Unit Value                                                 --                --               --
    Number of Units                                            --                --               --
----------------------------------------------------------------------------------------------------
ProFund VP -- Rising Rates Opportunity (2002)
    With No Optional Benefits

    Unit Price                                         $     6.63        $     7.56             8.02
    Number of Units                                     5,314,528         1,817,924          165,792
    With any one of GRO Plus, EBP or HAV
    Unit Price                                         $     7.97        $     9.12             9.69
    Number of Units                                     2,060,525           445,486            9,028
    With GMWB

    Unit Value                                         $     7.95        $     9.11               --
    Number of Units                                       333,355             4,991               --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                         $     7.93        $     9.09               --
    Number of Units                                       588,490            82,598               --
    With any one of EBP or HAV and GMWB
    Unit Value                                         $     8.31                --               --
    Number of Units                                       219,942                --               --
    With HAV, EBP and GRO Plus
    Unit Price                                         $     7.89        $     9.07               --
    Number of Units                                        52,002            10,876               --
    With HAV, EBP and GMWB
    Unit Value                                         $     8.28                --               --
    Number of Units                                        14,108                --               --
----------------------------------------------------------------------------------------------------

                                      A-44

APPENDIX A AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

                                                   Year Ended December 31,
--------------------------------------------------------------------------------
Sub-account                                      2004         2003      2002
--------------------------------------------------------------------------------
ProFund VP -- Large-Cap Growth
    With No Optional Benefits

    Unit Price                                 $  10.37        --        --
    Number of Units                              72,725        --        --
    With any one of GRO Plus, EBP or HAV
    Unit Price                                 $  10.37        --        --
    Number of Units                              18,860        --        --
    With GMWB

    Unit Value                                 $  10.37        --        --
    Number of Units                               2,860        --        --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                 $  10.37        --        --
    Number of Units                               6,286        --        --
    With any one of EBP or HAV and GMWB
    Unit Value                                 $  10.37        --        --
    Number of Units                                 554        --        --
    With HAV, EBP and GRO Plus
    Unit Price                                 $  10.37        --        --
    Number of Units                                  84        --        --
    With HAV, EBP and GMWB
    Unit Value                                       --        --        --
    Number of Units                                  --        --        --
--------------------------------------------------------------------------------
ProFund VP -- Large-Cap Value
    With No Optional Benefits

    Unit Price                                 $  10.37        --        --
    Number of Units                             159,605        --        --
    With any one of GRO Plus, EBP or HAV
    Unit Price                                 $  10.36        --        --
    Number of Units                              36,170        --        --
    With GMWB

    Unit Value                                 $  10.36        --        --
    Number of Units                               3,802        --        --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                 $  10.36        --        --
    Number of Units                               1,123        --        --
    With any one of EBP or HAV and GMWB
    Unit Value                                 $  10.36        --        --
    Number of Units                                 554        --        --
    With HAV, EBP and GRO Plus
    Unit Price                                 $  10.36        --        --
    Number of Units                                  84        --        --
    With HAV, EBP and GMWB
    Unit Value                                       --        --        --
    Number of Units                                  --        --        --
--------------------------------------------------------------------------------

                                      A-45

APPENDIX A AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                              Year Ended December 31,
--------------------------------------------------------------------------
Sub-account                                   2004        2003      2002
--------------------------------------------------------------------------
ProFund VP -- Short Mid-Cap
    With No Optional Benefits

    Unit Price                              $   9.70       --        --
    Number of Units                           39,360       --        --
    With any one of GRO Plus, EBP or HAV
    Unit Price                                    --       --        --
    Number of Units                               --       --        --
    With GMWB

    Unit Value                                    --       --        --
    Number of Units                               --       --        --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                    --       --        --
    Number of Units                               --       --        --
    With any one of EBP or HAV and GMWB
    Unit Value                                    --       --        --
    Number of Units                               --       --        --
    With HAV, EBP and GRO Plus
    Unit Price                                    --       --        --
    Number of Units                               --       --        --
    With HAV, EBP and GMWB
    Unit Value                                    --       --        --
    Number of Units                               --       --        --
--------------------------------------------------------------------------
ProFund VP -- Short Small-Cap
    With No Optional Benefits

    Unit Price                              $   9.54       --        --
    Number of Units                          136,809       --        --
    With any one of GRO Plus, EBP or HAV
    Unit Price                                    --       --        --
    Number of Units                               --       --        --
    With GMWB

    Unit Value                                    --       --        --
    Number of Units                               --       --        --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                    --       --        --
    Number of Units                               --       --        --
    With any one of EBP or HAV and GMWB
    Unit Value                                    --       --        --
    Number of Units                               --       --        --
    With HAV, EBP and GRO Plus
    Unit Price                                    --       --        --
    Number of Units                               --       --        --
    With HAV, EBP and GMWB
    Unit Value                                    --       --        --
    Number of Units                               --       --        --
--------------------------------------------------------------------------

                                      A-46

APPENDIX A AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

                                                                Year Ended December 31,
------------------------------------------------------------------------------------------------
Sub-account                                              2004             2003            2002
------------------------------------------------------------------------------------------------
First Trust(TM) 10 Uncommon Values (2000)
    With No Optional Benefits

    Unit Price                                        $  10.03         $  9.16             6.8
    Number of Units                                     91,924          66,435          19,826
    With any one of GRO Plus, EBP or HAV
    Unit Price                                        $  14.39         $ 13.17              --
    Number of Units                                         28             467              --
    With GMWB

    Unit Value                                              --              --              --
    Number of Units                                         --              --              --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                              --              --              --
    Number of Units                                         --              --              --
    With any one of EBP or HAV and GMWB
    Unit Value                                              --              --              --
    Number of Units                                         --              --              --
    With HAV, EBP and GRO Plus
    Unit Price                                              --              --              --
    Number of Units                                         --              --              --
    With HAV, EBP and GMWB
    Unit Value                                              --              --              --
    Number of Units                                         --              --              --
------------------------------------------------------------------------------------------------
First Trust Global Target 15 (17)
    With No Optional Benefits

    Unit Price                                        $  11.85              --              --
    Number of Units                                    311,233              --              --
    With any one of GRO Plus, EBP or HAV
    Unit Price                                        $  11.83              --              --
    Number of Units                                    303,452              --              --
    With GMWB

    Unit Value                                        $  11.82              --              --
    Number of Units                                    108,014              --              --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                        $  11.81              --              --
    Number of Units                                     65,909              --              --
    With any one of EBP or HAV and GMWB
    Unit Value                                        $  11.80              --              --
    Number of Units                                      6,777              --              --
    With HAV, EBP and GRO Plus
    Unit Price                                        $  11.79              --              --
    Number of Units                                      4,718              --              --
    With HAV, EBP and GMWB
    Unit Value                                        $  11.78              --              --
    Number of Units                                      3,816              --              --
------------------------------------------------------------------------------------------------

                                      A-47

APPENDIX A AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                                   Year Ended December 31,
-------------------------------------------------------------------------------
Sub-account                                      2004          2003      2002
-------------------------------------------------------------------------------
First Trust Target Managed VIP
    With No Optional Benefits

    Unit Price                                $    11.32        --        --
    Number of Units                            1,777,316        --        --
    With any one of GRO Plus, EBP or HAV
    Unit Price                                $    11.30        --        --
    Number of Units                            1,562,079        --        --
    With GMWB

    Unit Value                                $    11.30        --        --
    Number of Units                            1,057,901        --        --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                $    11.28        --        --
    Number of Units                              429,320        --        --
    With any one of EBP or HAV and GMWB
    Unit Value                                $    11.28        --        --
    Number of Units                               40,194        --        --
    With HAV, EBP and GRO Plus
    Unit Price                                $    11.27        --        --
    Number of Units                              217,324        --        --
    With HAV, EBP and GMWB
    Unit Value                                $    11.26        --        --
    Number of Units                               23,730        --        --
-------------------------------------------------------------------------------
First Trust NASDAQ Target 15
    With No Optional Benefits

    Unit Price                                $    10.66        --        --
    Number of Units                               82,809        --        --
    With any one of GRO Plus, EBP or HAV
    Unit Price                                $    10.64        --        --
    Number of Units                                1,635        --        --
    With GMWB

    Unit Value                                        --        --        --
    Number of Units                                   --        --        --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                        --        --        --
    Number of Units                                   --        --        --
    With any one of EBP or HAV and GMWB
    Unit Value                                        --        --        --
    Number of Units                                   --        --        --
    With HAV, EBP and GRO Plus
    Unit Price                                        --        --        --
    Number of Units                                   --        --        --
    With HAV, EBP and GMWB
    Unit Value                                        --        --        --
    Number of Units                                   --        --        --
-------------------------------------------------------------------------------

                                      A-48

APPENDIX A AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

                                                   Year Ended December 31,
------------------------------------------------------------------------------
Sub-account                                      2004         2003      2002
------------------------------------------------------------------------------
First Trust S&P Target 24
    With No Optional Benefits

    Unit Price                                 $  10.75        --        --
    Number of Units                             173,851        --        --
    With any one of GRO Plus, EBP or HAV
    Unit Price                                 $  10.73        --        --
    Number of Units                             152,355        --        --
    With GMWB

    Unit Value                                 $  10.72        --        --
    Number of Units                              38,677        --        --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                 $  10.71        --        --
    Number of Units                              72,575        --        --
    With any one of EBP or HAV and GMWB
    Unit Value                                 $  10.70        --        --
    Number of Units                              11,933        --        --
    With HAV, EBP and GRO Plus
    Unit Price                                 $  10.69        --        --
    Number of Units                               3,409        --        --
    With HAV, EBP and GMWB
    Unit Value                                 $  10.68        --        --
    Number of Units                               2,359        --        --
------------------------------------------------------------------------------
First Trust The Dow(SM) Dart 10
    With No Optional Benefits

    Unit Price                                 $  10.48        --        --
    Number of Units                             155,695        --        --
    With any one of GRO Plus, EBP or HAV
    Unit Price                                 $  10.46        --        --
    Number of Units                             160,820        --        --
    With GMWB

    Unit Value                                 $  10.46        --        --
    Number of Units                              78,082        --        --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                 $  10.45        --        --
    Number of Units                              82,728        --        --
    With any one of EBP or HAV and GMWB
    Unit Value                                 $  10.44        --        --
    Number of Units                               3,913        --        --
    With HAV, EBP and GRO Plus
    Unit Price                                 $  10.43        --        --
    Number of Units                              10,531        --        --
    With HAV, EBP and GMWB
    Unit Value                                 $  10.42        --        --
    Number of Units                                 105        --        --
------------------------------------------------------------------------------

                                      A-49

APPENDIX A AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Appendix A -- Condensed Financial Information About Separate Account B continued

                                                    Year Ended December 31,
------------------------------------------------------------------------------
Sub-account                                        2004         2003     2002
------------------------------------------------------------------------------
First Trust Value Line(TM) Target 25
    With No Optional Benefits

    Unit Price                                   $  12.59        --        --
    Number of Units                               389,792        --        --
    With any one of GRO Plus, EBP or HAV
    Unit Price                                   $  12.57        --        --
    Number of Units                                 4,909        --        --
    With GMWB

    Unit Value                                         --        --        --
    Number of Units                                    --        --        --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                         --        --        --
    Number of Units                                    --        --        --
    With any one of EBP or HAV and GMWB
    Unit Value                                         --        --        --
    Number of Units                                    --        --        --
    With HAV, EBP and GRO Plus
    Unit Price                                         --        --        --
    Number of Units                                    --        --        --
    With HAV, EBP and GMWB
    Unit Value                                         --        --        --
    Number of Units                                    --        --        --
------------------------------------------------------------------------------
SP William Blair International Growth
    With No Optional Benefits

    Unit Price                                   $  10.53        --        --
    Number of Units                               269,671        --        --
    With any one of GRO Plus, EBP or HAV
    Unit Price                                   $  10.53        --        --
    Number of Units                               172,859        --        --
    With GMWB

    Unit Value                                   $  10.53        --        --
    Number of Units                                73,031        --        --
    With any two of GRO Plus, EBP or HAV
    Unit Price                                   $  10.52        --        --
    Number of Units                                23,863        --        --
    With any one of EBP or HAV and GMWB
    Unit Value                                   $  10.52        --        --
    Number of Units                                 6,604        --        --
    With HAV, EBP and GRO Plus
    Unit Price                                   $  10.52        --        --
    Number of Units                                 4,127        --        --
    With HAV, EBP and GMWB
    Unit Value                                   $  10.52        --        --
    Number of Units                                   806        --        --
------------------------------------------------------------------------------

                                      A-50

APPENDIX A AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

1. Effective May 2, 2005 the name of the Wells Fargo Variable Trust
International Equity Portfolio has changed to Wells Fargo Variable Trust
Advantage International Core Portfolio.

2. Effective May 2, 2005 the name of the Wells Fargo Variable Trust Small-Cap
Growth Portfolio has changed to Wells Fargo Variable Trust Advantage Small-Cap
Growth Portfolio.

3. Effective May 2, 2005 the name of the Wells Fargo Variable Trust Growth
Portfolio has changed to Wells Fargo Variable Trust Advantage Large Company Core
Portfolio.

4. Effective May 2, 2005 the name of the Wells Fargo Variable Trust Large
Company Growth Portfolio has changed to Wells Fargo Variable Trust Advantage
Large Company Growth Portfolio.

5. Effective May 2, 2005 the name of the Wells Fargo Variable Trust Equity Value
Portfolio has changed to Wells Fargo Variable Trust Advantage C&B Large-Cap
Value Portfolio.

6. Effective May 2, 2005 the name of the Wells Fargo Variable Trust Equity
Income Portfolio has changed to Wells Fargo Variable Trust Advantage Equity
Income Portfolio.

7. Effective May 2, 2005 the name of the Wells Fargo Variable Trust Asset
Allocation Portfolio has changed to Wells Fargo Variable Trust Advantage Asset
Allocation Portfolio.

8. Effective May 2, 2005 the name of the Wells Fargo Variable Trust Total Return
Bond Portfolio has changed to Wells Fargo Variable Trust Advantage Total Return
Bond Portfolio.

9. Effective May 2, 2005 the name of the AST State Street Research Small-Cap
Growth Portfolio has changed to AST Small-Cap Growth Portfolio.

10. Effective May 2, 2005 the name of the AST Alliance Growth Portfolio has changed to AST AllianceBernstein Large-Cap Growth Portfolio.

11. Effective May 2, 2005 the name of the AST Alliance/Bernstein Growth + Value
Portfolio has changed to AST AllianceBernstein Growth + Value Portfolio.

12. Effective May 2, 2005 the name of the AST Sanford Bernstein Core Value
Portfolio has changed to AST AllianceBernstein Core Value Portfolio.

13. Effective May 2, 2005 the name of the AST Sanford Bernstein Managed Index
500 Portfolio has changed to AST AllianceBernstein Managed Index 500 Portfolio.

14. Effective May 2, 2005 the name of the AST Alliance Growth and Income
Portfolio has changed to AST AllianceBernstein Growth & Income Portfolio.

15. Effective May 2, 2005 the name of the AST DeAM Global Allocation Portfolio has changed to AST Global Allocation Portfolio.

16. Effective April 15, 2005 the name of the Evergreen VA--Special Equity
Portfolio has changed to Evergreen VA Growth Portfolio.

17. Effective May 2, 2005 the name of the First Trust Global Target 15 Portfolio has changed to First Trust Global Dividend Target 15 Portfolio.

                                      A-51

This page intentionally left blank

APPENDIX B AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Appendix B -- Calculation of Optional
Death Benefits

Examples of Enhanced Beneficiary Protection Optional Death Benefit Calculation
The following are examples of how the Enhanced Beneficiary Protection Optional
Death Benefit is calculated. Each example assumes that a $50,000 initial
Purchase Payment is made. Each example assumes that there is one Owner who is age 50 on the Issue Date and that all Account Value is maintained in the variable investment options. The formula for determining the Enhanced
Beneficiary Protection Optional Death Benefit is as follows:

                Account Value of variable

            investment options plus Interim                     Purchase Payments -
Growth =                                            minus
               Value of Fixed Allocations                     proportional withdrawals
                    (no MVA applies)

Example with market increase

Assume that the Owner has made no withdrawals and that the Account Value has been increasing due to positive market performance. On the date we receive due proof of death, the Account Value is $75,000. The basic Death Benefit is calculated as Purchase Payments minus proportional withdrawals, or Account
Value, less the amount of any Credits applied within 12 months prior to the date of death, which ever is greater. Therefore, the basic Death Benefit is equal to
$75,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($75,000) PLUS 40% of the
"Growth" under the Annuity.

Growth      =   $75,000 - [$50,000 - $0]
            =   $25,000

Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit =
40% of Growth
            =   $25,000 x 0.40

            =   $10,000

Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection
Optional Death Benefit

            =   $85,000

Examples with market decline

Assume that the Owner has made no withdrawals and that the Account Value has been decreasing due to declines in market performance. On the date we receive due proof of death, the Account Value is $45,000. The basic Death Benefit is calculated as Purchase Payments minus proportional withdrawals, or Account
Value, less the amount of any Credits applied within 12 months prior to the date of death, which ever is greater. Therefore, the basic Death Benefit is equal to
$50,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($50,000) PLUS the "Growth"
under the Annuity.

Growth      =    $45,000 - [$50,000 - $0]
            =    $-5,000

Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit =
40% of Growth
            NO BENEFIT IS PAYABLE
Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection
Optional Death Benefit

            =   $ 50,000

                                       B-1

APPENDIX B AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Appendix B -- Calculation of Optional Death Benefits continued

In this example you would receive no additional benefit from purchasing the
Enhanced Beneficiary Protection Optional Death Benefit.

Example with market increase and withdrawals Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 5 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $90,000. The basic
Death Benefit is calculated as Purchase Payments minus proportional withdrawals, or Account Value, less the amount of any Credits applied within 12 months prior to the date of death, which ever is greater. Therefore, the basic Death Benefit is equal to $90,000. The Enhanced Beneficiary Protection Optional Death Benefit
is equal to the amount payable under the basic Death Benefit ($90,000) PLUS 40%
of the "Growth" under the Annuity.

Growth      =   $90,000 - [$50,000 - ($50,000 X $15,000/$75,000)]
            =   $90,000 - [$50,000 - $10,000]
            =   $90,000 - $40,000
            =   $50,000
Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit =
40% of Growth
            =   $50,000 X 0.40
            =   $20,000

Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection
Optional Death Benefit

            =   $110,000

Examples of Highest Anniversary Value Death Benefit Calculation The following are examples of how the Highest Anniversary Value Death Benefit is calculated.
Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date and that all
Account Value is maintained in the variable investment options.

NOTE: The examples below do not include Credits which may be recovered by
American Skandia under certain circumstances.

Example with market increase and death before Death Benefit Target Date Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the date we receive due proof of death, the Account Value is $75,000; however, the
Anniversary Value on the 5th anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death
Benefit is equal to the greater of the Highest Anniversary Value or the basic
Death Benefit. The Death Benefit would be the Highest Anniversary Value
($90,000) because it is greater than the amount that would have been payable under the basic Death Benefit ($75,000).

Example with withdrawals

Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 7 when the Account Value was $75,000. On the date we receive due proof of death, the
Account Value is $80,000; however, the Anniversary Value on the 5th anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the
Death Benefit Target Date. The Death Benefit is equal to the greater of the
Highest Anniversary Value or the basic Death Benefit.

                                       B-2

APPENDIX B AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Highest Anniversary Value    =   $90,000 - [$90,000 X $15,000/$75,000]
                             =   $90,000 - $18,000
                             =   $72,000

Basic Death Benefit          =   max [$80,000, $50,000 - ($50,000 X $15,000/$75,000)]
                             =   max [$80,000, $40,000]

                             =   $80,000

The Death Benefit therefore is $80,000.

Example with death after Death Benefit Target Date Assume that the Owner's
Account Value has generally been increasing due to positive market performance and that no withdrawals had been made prior to the Death Benefit Target Date.
Further assume that the Owner dies after the Death Benefit Target Date, when the
Account Value is $75,000. The Highest Anniversary Value on the Death Benefit
Target Date was $80,000; however, following the Death Benefit Target Date, the
Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of
$5,000 when the Account Value was $70,000. The Death Benefit is equal to the greater of the Highest Anniversary Value plus Purchase Payments minus proportional withdrawals after the Death Benefit Target Date or the basic Death
Benefit.

Highest Anniversary Value    =   $80,000 + $15,000 - [($80,000 + $15,000) X $5,000/$70,000]
                             =   $80,000 + $15,000 - $6,786
                             =   $88,214

Basic Death Benefit          =   max [$75,000, ($50,000 + $15,000) - {($50,000 + $15,000) x $5,000/$70,000}]
                             =   max [$75,000, $60,357]

                             =   $75,000

The Death Benefit therefore is $88,214.

Examples of Combination 5% Roll-Up and Highest Anniversary Value Death Benefit
Calculation The following are examples of how the Combination 5% Roll-Up and
Highest Anniversary Value Death Benefit are calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one
Owner who is age 70 on the Issue Date and that all Account Value is maintained in the variable investment options.

Example with market increase and death before Death Benefit Target Date Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the 7th anniversary of the Issue Date we receive due proof of death, at which time the
Account Value is $75,000; however, the Anniversary Value on the 5th anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the
Death Benefit Target Date. The Roll-Up Value is equal to initial Purchase
Payment accumulated at 5% for 6 years, or $67,005. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death
Benefit. The Death Benefit would be the Highest Anniversary Value ($90,000)
because it is greater than both the Roll-Up Value ($67,005) and the amount that would have been payable under the basic Death Benefit ($75,000).

Example with withdrawals

Assume that the Owner made a withdrawal of $5,000 on the 6th anniversary of the
Issue Date when the Account Value was $45,000. The Roll-Up Value on the 6th
anniversary of the Issue Date is equal to initial Purchase Payment accumulated at 5% for 6 years, or $67,005. The 5% Dollar-for-Dollar Withdrawal Limit for the
7th annuity year is equal to 5% of the Roll-Up Value as of the 6th anniversary of the Issue Date, or $3,350. Therefore, the remaining $1,650 of the withdrawal results in a proportional reduction to the Roll-Up Value. On the 7th anniversary of the Issue Date we receive due proof of death, at which time the Account Value is $43,000; however, the Anniversary Value on the 2nd anniversary of the Issue
Date was $70,000. Assume as well that the Owner has died before the Death
Benefit Target Date. The Death Benefit is equal to the greatest of the Roll-Up
Value, Highest Anniversary

                                       B-3

APPENDIX B AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Appendix B -- Calculation of Optional Death Benefits continued

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

VALUE OR THE BASIC DEATH BENEFIT.

Roll-Up Value                =   {($67,005 - $3,350) - [($67,005 - $3,350) x $1,650/($45,000 - $3,350)]} x 1.05
                             =   ($63,655 - $2,522) x 1.05
                             =   $ 64,190

Highest Anniversary Value    =   $70,000 - [$70,000 x $5,000/$45,000]
                             =   $70,000 - $7,778
                             =   $62,222
Basic Death Benefit          =   max [$43,000, $50,000 - ($50,000 x $5,000/$45,000)]
                             =   max [$43,000, $44,444]
                             =   $44,444

The Death Benefit therefore is $64,190.

EXAMPLE WITH DEATH AFTER DEATH BENEFIT TARGET DATE

Assume that the Owner has not made any withdrawals prior to the Death Benefit
Target Date. Further assume that the Owner dies after the Death Benefit Target
Date, when the Account Value is $75,000. The Roll-Up Value on the Death Benefit
Target Date (the contract anniversary on or following the Owner's 80th birthday)
is equal to initial Purchase Payment accumulated at 5% for 10 years, or $81,445.
The Highest Anniversary Value on the Death Benefit Target Date was $85,000;
however, following the Death Benefit Target Date, the Owner made a Purchase
Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account
Value was $70,000. The Death Benefit is equal to the greatest of the Roll-Up
Value, Highest Anniversary Value or the basic Death Benefit as of the Death
Benefit Target Date; each increased by subsequent purchase payments and reduced proportionally for subsequent withdrawals.

Roll-Up Value                =   $81,445 + $15,000 - [($81,445 + 15,000) x $5,000/$70,000]
                             =   $81,445 + $15,000 - $6,889
                             =   $89,556

Highest Anniversary Value    =   $85,000 + $15,000 - [($85,000 + 15,000) x $5,000/$70,000]
                             =   $85,000 + $15,000 - $7,143
                             =   $92,857

Basic Death Benefit          =   max [$75,000, $50,000 + $15,000 - {(50,000 + $15,000) x
                                 $5,000/$70,000}]

                             =   max [$75,000, $60,357]

                             =   $75,000

The Death Benefit therefore is $92,857.

Examples of Highest Daily Value Death Benefit Calculation The following are examples of how the HDV Death Benefit is calculated. Each example assumes an initial Purchase Payment of $50,000 (includes any Credits). Each example assumes that there is one Owner who is age 70 on the Issue Date.

Example with market increase and death before Death Benefit Target Date Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the date we receive due proof of death, the Account Value is $75,000; however, the Highest
Daily Value was $90,000. Assume, as well, that the Owner has died before the
Death Benefit Target Date. The Death Benefit is equal to the greater of the
Highest Daily Value or the basic Death Benefit. The Death Benefit would be the
HDV ($90,000) because it is greater than the amount that would have been payable under the basic Death Benefit ($75,000).

                                       B-4

APPENDIX B AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Example with withdrawals

Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 7 when the Account Value was $75,000. On the date we receive due proof of death, the
Account Value is $80,000; however, the Highest Daily Value ($90,000) was attained during the fifth Annuity Year. Assume, as well, that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Daily Value (proportionally reduced by the subsequent withdrawal)
or the basic Death Benefit.

Highest Daily Value    =   $90,000 - [$90,000 x $15,000/$75,000]
                       =   $90,000 - $18,000
                       =   $72,000

Basic Death Benefit    =   max [$80,000, $50,000 - ($50,000 x $15,000/$75,000)]
                       =   max [$80,000, $40,000]
                       =   $80,000

The Death Benefit therefore is $80,000.

EXAMPLE WITH DEATH AFTER DEATH BENEFIT TARGET DATE

Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals had been made prior to the
Death Benefit Target Date. Further assume that the Owner dies after the Death
Benefit Target Date, when the Account Value is $75,000. The Highest Daily Value on the Death Benefit Target Date was $80,000; however, following the Death
Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death
Benefit is equal to the greater of the Highest Daily Value on the Death Benefit
Target Date plus Purchase Payments minus proportional withdrawals after the
Death Benefit Target Date or the basic Death Benefit.

Highest Daily Value    =   $80,000 + $15,000 - [($80,000 + $15,000) x $5,000/$70,000]
                       =   $80,000 + $15,000 - $6,786
                       =   $88,214

Basic Death Benefit    =   max [$75,000, ($50,000 + $15,000) - {($50,000 + $15,000) x $50,000/$70,000}]
                       =   max [$75,000, $60,357]
                       =   $75,000

The Death Benefit therefore is $88,214.

                                       B-5

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APPENDIX C AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

APPENDIX C -- ADDITIONAL INFORMATION ON ASSET ALLOCATION PROGRAMS

PROGRAM RULES

..    You can elect an asset allocator program where the Sub-accounts for each asset class in each model portfolio are designated based on an evaluation of available Sub-accounts. If you elect the Lifetime Five Benefit ("LT5")
     or the Highest Daily Value Death Benefit ("HDV"), you must enroll in one of the eligible model portfolios. Asset allocation is a sophisticated method of diversification that allocates assets among asset classes in order to manage investment risk and potentially enhance returns over the long term.
     However, asset allocation does not guarantee a profit or protect against a loss.

HOW THE ASSET ALLOCATION PROGRAM WORKS

..    Amounts will automatically be allocated in accordance with the percentages and to Sub-accounts indicated for the model portfolio that you choose. If you allocate your Account Value or transfer your Account Value among any
     Sub-accounts that are outside of your model portfolio, we will allocate these amounts according to the allocation percentages of the applicable model portfolio upon the next rebalancing. You may only choose one model portfolio at a time. When you enroll in the asset allocation program and upon each rebalance thereafter, 100% of your Account Value allocated to the variable Sub-accounts will be allocated to the asset allocation program.
     Any Account Value not invested in the Sub-accounts will not be part of the program.

..    Additional Purchase Payments: Unless otherwise requested, any additional
     Purchase Payments applied to the variable Sub-accounts in the Annuity will be allocated to the Sub-accounts according to the allocation percentages for the model portfolio you choose. Allocation of additional Purchase
     Payments outside of your model portfolio but into a Sub-account, will be reallocated according to the allocation percentages of the applicable model portfolio upon the next rebalancing.

..    Rebalancing Your Model Portfolio: Changes in the value of the Sub-account will cause your Account Value allocated to the Sub-accounts to vary from the percentage allocations of the model portfolio you select. By selecting the asset allocation program, you have directed us to periodically (e.g., quarterly) rebalance your Account Value allocated to the Sub-accounts in accordance with the percentage allocations assigned to each Sub-account within your model portfolio at the time you elected the program or as later modified with your consent. Some asset allocation programs will only require that a rebalancing occur when the percent of your Account Value allocated to the Sub-accounts are outside of the acceptable range permitted under such asset allocation program. Note -- Any Account Value not invested in the Sub-accounts will not be affected by any rebalance.

..    Sub-account Changes Within the Model Portfolios: From time to time you may be notified of a suggested change in a Sub-account or percentage allocated to a Sub-account within your model portfolio. If you consent (in the manner that is then permitted or required) to the suggested change, then it will be implemented upon the next rebalance. If you do not consent then rebalancing will continue in accordance with your unchanged model portfolio, unless the Sub-account is no longer available under your
     Annuity, in which case your lack of consent will be deemed a request to terminate the asset allocation program and the provisions under
     "Termination or Modification of the Asset Allocation Program" will apply.

..    Owner Changes in Choice of Model Portfolio: You may change from the model portfolio that you have elected to any other currently available model portfolio at any time. The change will be implemented on the date we receive all required information in the manner that is then permitted or required.

TERMINATION OR MODIFICATION OF THE ASSET ALLOCATION PROGRAM:

..    You may request to terminate your asset allocation program at any time. Any termination will be effective on the date that American Skandia receives your termination request in good order. If you are enrolled in HDV or LT5, termination of your asset allocation program must coincide with enrollment in a then currently available and approved asset allocation program or other approved option. However, if you are enrolled in LT5 you may terminate the LT5 benefit in order to then terminate your asset allocation program. American Skandia reserves the right to terminate or modify the asset allocation program at any time with respect to any programs.

RESTRICTIONS ON ELECTING THE ASSET ALLOCATION:

..    You cannot participate in auto-rebalancing or a DCA program while enrolled in an asset allocation program. Upon election of an asset allocation program, American Skandia will automatically terminate your enrollment in any auto-rebalancing or DCA program. Finally, Systematic Withdrawals can only be made as flat dollar amounts.

                                       C-1

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APPENDIX D AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Appendix D -- Selecting the Variable Annuity That's Right for You

American Skandia Life Assurance Corporation offers several deferred variable annuity products. Each annuity has different features and benefits that may be appropriate for you based on your individual financial situation and how you intend to use the annuity.

The different features and benefits may include variations on your ability to access funds in your annuity without the imposition of a withdrawal charge as well as different ongoing fees and charges you pay to stay in the contract.
Additionally, differences may exist on various optional benefits such as guaranteed living benefits or death benefit protection.

Among the factors you should consider when choosing which annuity product may be most appropriate for your individual needs are the following:

..    Your age;

..    The amount of your investment and any planned future deposits into the annuity;

..    How long you intend to hold the annuity (also referred to as investment time horizon);

..    Your desire to make withdrawals from the annuity;

..    Your investment return objectives;

..    The effect of optional benefits that may be elected, and

..    Your desire to minimize costs and/or maximize return associated with the annuity.

The following chart outlines some of the different features for each American
Skandia Annuity. The availability of optional features, such as those noted in the chart, may increase the cost of the contract. Therefore you should carefully consider which features you plan to use when selecting your annuity. You should also consider the investment objectives, risks, charges and expenses of an investment carefully before investing.

In addition, the hypothetical illustrations below reflect the account value and surrender value of each variable annuity over a variety of holding periods.
These charts are meant to reflect how your annuities can grow or decrease depending on market conditions and the comparable value of each of the annuities
(which reflects the charges associated with the annuities) under the assumptions noted.

Your registered representative can provide you with prospectuses of one or more of these variable annuities noted in this document and can guide you to
Selecting the Variable Annuity That's Right for You.

AMERICAN SKANDIA ANNUITY PRODUCT COMPARISON

Below is a summary of American Skandia's annuity products. ASL II refers to
American Skandia Lifevest(TM) II, APEX II refers to American Skandia APEX(SM)
II, Stagecoach APEX II refers to American Skandia Stagecoach(TM) APEX(SM) II,
ASAP III refers to American Skandia Advisor Plan(SM) III, Stagecoach ASAP III
refers to American Skandia Stagecoach(TM) ASAP(SM) III, Xtra Credit SIX refers to American Skandia Xtra Credit(SM) SIX and Stagecoach(TM) Xtra Credit(SM) SIX
refers to American Skandia Stagecoach(TM) Xtra Credit(SM) SIX. You should consider the investment objectives, risks, charges and expenses of an investment in any Annuity carefully before investing. Each product prospectus as well as the underlying portfolio prospectuses contains this and other information about the variable annuities and underlying investment options. Your Investment
Professional can provide you with prospectuses for one or more of these variable annuities and the underlying portfolios and can help you decide upon the product that would be most advantageous for you given your individual needs. Please read the prospectuses carefully before investing.

                                       D-1

APPENDIX D AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Appendix D -- Selecting the Variable Annuity That's Right for You continued

------------------------------------------------------------------------------------------------------------------------------
                                                                                                            XTra Credit
                                                       APEXII/Stagecoach        ASAP III/Stagecoach        SIX/Stagecoach
                                   ASL II                   APEX II                  ASAP III             XTra Credit Six
------------------------------------------------------------------------------------------------------------------------------
Minimum Investment        $15,000                  $10,000                   $10,000                  $10,000
------------------------------------------------------------------------------------------------------------------------------
Maximum Issue Age         No Maximum Age           85                        80                       75
------------------------------------------------------------------------------------------------------------------------------
Withdrawal Charge         None                     4 Years                   8 Years                  10 Years
Schedule                                           (8.5%, 8%, 7%, 6%)        (7.5%, 7%, 6.5%, 6%,     (9%, 9%, 8.5% ,8%,
                                                                             5%, 4%, 3%, 2%)          7%, 6%, 5%, 4%,
                                                                                                      3%, 2%)
------------------------------------------------------------------------------------------------------------------------------
Insurance and             1.65%                    1.65%                     1.25% years 1-8;         1.65% years 1-10;
Distribution Charge                                                          0.65% years 9+           0.65% years 11+
------------------------------------------------------------------------------------------------------------------------------
Contract Charges          Lesser of $35 or         Lesser of $35 or          Lesser of $35 or         Lesser of $35 or
                          2% of Account            2% of Account             2% of Account            2% of Account
                          Value*                   Value*                    Value*                   Value*
------------------------------------------------------------------------------------------------------------------------------
Contract Credit           No                       Yes. Effective for        No                       Yes based on year
                                                   Contracts issued on                                purchase payment
                                                   or after June 20,                                  received for first 6
                                                   2005. Generally, we                                years of contract
                                                   apply a Loyalty Credit                             (6%, 5%, 4%, 3%,
                                                   to your Annuity's                                  2%, 1%)
                                                   Account Value at the
                                                   end of your fifth
                                                   contract year (i.e., on
                                                   your fifth Contract
                                                   Anniversary). The
                                                   Loyalty Credit is
                                                   equal to 2.25% of
                                                   total Purchase
                                                   Payments made
                                                   during the first four
                                                   contract years less
                                                   the cumulative
                                                   amount of
                                                   withdrawals made
                                                   (including the
                                                   deduction of any
                                                   CDSC amounts)
                                                   through the fifth
                                                   Contract Anniversary
------------------------------------------------------------------------------------------------------------------------------
Fixed Rate Account        Fixed Rates Available    Fixed Rates Available     Fixed Rates Available    Fixed Rates
(early withdrawals are    (As of May 1, 2005       (As of May 1, 2005        (As of May 1, 2005       Available (As of
subject to a Market       currently offering       currently offering        currently offering       May 1, 2005
Value Adjustment)         durations of:            durations of:             durations of:            currently offering
                          1,2,3,5,7,10 years)      1,2,3,5,7,10 years)       1,2,3,5,7,10 years)      durations of:
                                                                                                      1,2,3,5,7,10 years)
------------------------------------------------------------------------------------------------------------------------------
Variable Investment       All options available    All options available     All options available    All options available
Options(1)
------------------------------------------------------------------------------------------------------------------------------

                                       D-2

APPENDIX D AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

------------------------------------------------------------------------------------------------------------------------------
                                                                                                             XTra Credit
                                                      APEXII/Stagecoach        ASAP III/Stagecoach         SIX/Stagecoach
                                   ASL II                  APEX II                   ASAP III              XTra Credit Six
------------------------------------------------------------------------------------------------------------------------------
Standard Death             Prior to age 85: The   The greater of:           The greater of:           The greater of:
Benefit                    greater of: purchase   purchase payments         purchase payments         purchase payments
                           payments less          less proportional         less proportional         less proportional
                           proportional           withdrawals or            withdrawals or            withdrawals or
                           withdrawals or         account value (no         account value (no         account value (no
                           account value (no      MVA Applied).             MVA Applied).             MVA Applied) less
                           MVA Applied).                                                              an amount equal to
                           On or after age 85:                                                        the credits applied
                           account value                                                              within the 12
                                                                                                      months prior to date
                                                                                                      of death.
------------------------------------------------------------------------------------------------------------------------------
Optional Death             Enhanced Beneficiary   EBP II,                   EBP II,                   EBP II,
Benefits (for an           Protection (EBPII)     HDV,                      HDV,                      HDV,
additional cost)(2)        Highest Daily Value    HAV,                      HAV,                      HAV,
                           (HDV)                  Combo 5%                  Combo 5%                  Combo 5%
                           Highest Account        Roll-up/HAV               Roll-up/HAV               Roll-up/HAV

                           Value (HAV)
                           Combo 5%
                           Roll-up/HAV

------------------------------------------------------------------------------------------------------------------------------
Living Benefits (for an    GRO/ GRO Plus,         GRO/ GRO Plus,            GRO/ GRO Plus,            GRO/ GRO Plus,
additional cost)(3)        Guaranteed             GMWB,                     GMWB,                     GMWB,
                           Minimum Withdrawal     GMIB,                     GMIB,                     GMIB,
                           Benefit (GMWB),        Lifetime Five             Lifetime Five             Lifetime Five
                           Guaranteed
                           Minimum Income
                           Benefit (GMIB),
                           Lifetime Five

------------------------------------------------------------------------------------------------------------------------------
Annuity Rewards(4)         Not Available          Available after initial   Available after initial   Available after initial
                                                  withdrawal period         withdrawal period         withdrawal period
------------------------------------------------------------------------------------------------------------------------------

HYPOTHETICAL ILLUSTRATION

The following examples outline the value of each annuity as well as the amount that would be available to an investor as a result of full surrender at the end of each of the contract years specified. The values shown below are based on the following assumptions:

An initial investment of $100,000 is made into each contract earning a gross rate of return of 0% and 6% respectively.

..    No subsequent deposits or withdrawals are made from the contract.

..    The hypothetical gross rates of return are reduced by the arithmetic average of the fees and expenses of the underlying portfolios and the charges that are deducted from the Annuity at the Separate Account level as follows5:

..    1.55% based on the fees and expenses of the underlying portfolios as of
     December 31, 2004.1 The arithmetic average of all fund expenses are computed by adding portfolio management fees, 12b-1 fees and other expenses of all of the underlying portfolios and then dividing by the number of portfolios. For purposes of the illustrations, we do not reflect any expense reimbursements or expense waivers that might apply and are described in the prospectus fee table.

..    The Separate Account level charges include the Insurance Charge and
     Distribution Charge (as applicable).

..    The Annuity Value and Surrender Value are further reduced by the annual maintenance fee. For XTra Credit SIX, Stagecoach XTra Credit SIX, APEX II,
     and Stagecoach APEX II, the Annuity Value and Surrender Value also reflect the addition of any applicable bonus credits.

                                       D-3

APPENDIX D AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

Appendix D -- Selecting the Variable Annuity That's Right for You continued

The Annuity Value displays the current account value assuming no surrender while the Surrender Value assumes a 100% surrender

AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

on the day after the contract anniversary, therefore, reflecting the decrease in surrender charge where applicable. The values that you actually experience under an Annuity will be different what is depicted here if any of the assumptions we make here differ from your circumstances, however the relative values for each product reflected below will remain the same. (We will provide you with a personalized illustration upon request). Shaded cells represent the product with the highest customer Surrender Value for the contract year. Multiple shaded cells represent a tie between two or more annuities.

0% GROSS RATE OF RETURN

---------------------------------------------------------------------------------------------------------------
                                                                                            XTra Credit
                                   APEX II/Stagecoach        ASAP III/Stagecoach           SIX/Stagecoach
                 ASL II                  APEX II                  ASAP III                XTra Credit SIX
---------------------------------------------------------------------------------------------------------------
          Annuity   Surrender     Annuity     Surrender      Annuity    Surrender       Annuity     Surrender
  Yr       Value      Value        Value        Value         Value       Value          Value        Value
---------------------------------------------------------------------------------------------------------------
   1     $96,791     $96,791       $96,791     $88,791       $97,184     $90,184       $102,600      $93,600
---------------------------------------------------------------------------------------------------------------
   2     $93,683     $93,683       $93,683     $86,683       $94,447     $87,947       $ 99,308      $90,808
---------------------------------------------------------------------------------------------------------------
   3     $90,674     $90,674       $90,674     $84,674       $91,786     $85,786       $ 96,121      $88,121
---------------------------------------------------------------------------------------------------------------
   4     $87,761     $87,761       $87,761     $87,761       $89,199     $84,199       $ 93,034      $86,034
---------------------------------------------------------------------------------------------------------------
   5     $84,940     $84,940       $84,940     $84,940       $86,683     $82,683       $ 90,046      $84,046
---------------------------------------------------------------------------------------------------------------
   6     $82,208     $82,208       $84,387     $84,387       $84,238     $81,238       $ 87,153      $82,153
---------------------------------------------------------------------------------------------------------------
   7     $79,564     $79,564       $81,673     $81,673       $81,861     $79,861       $ 84,351      $80,351
---------------------------------------------------------------------------------------------------------------
   8     $77,003     $77,003       $79,046     $79,046       $79,549     $79,549       $ 81,638      $78,638
---------------------------------------------------------------------------------------------------------------
   9     $74,524     $74,524       $76,501     $76,501       $77,772     $77,772       $ 79,012      $77,012
---------------------------------------------------------------------------------------------------------------
  10     $72,123     $72,123       $74,038     $74,038       $76,034     $76,034       $ 76,469      $76,469
---------------------------------------------------------------------------------------------------------------
  11     $69,799     $69,799       $71,653     $71,653       $74,334     $74,334       $ 74,759      $74,759
---------------------------------------------------------------------------------------------------------------
  12     $67,548     $67,548       $69,343     $69,343       $72,671     $72,671       $ 73,087      $73,087
---------------------------------------------------------------------------------------------------------------
  13     $65,369     $65,369       $67,107     $67,107       $71,045     $71,045       $ 71,451      $71,451
---------------------------------------------------------------------------------------------------------------
  14     $63,259     $63,259       $64,942     $64,942       $69,454     $69,454       $ 69,852      $69,852
---------------------------------------------------------------------------------------------------------------
  15     $61,215     $61,215       $62,845     $62,845       $67,898     $67,898       $ 68,287      $68,287
---------------------------------------------------------------------------------------------------------------
  16     $59,237     $59,237       $60,815     $60,815       $66,376     $66,376       $ 66,756      $66,756
---------------------------------------------------------------------------------------------------------------
  17     $57,322     $57,322       $58,850     $58,850       $64,887     $64,887       $ 65,260      $65,260
---------------------------------------------------------------------------------------------------------------
  18     $55,467     $55,467       $56,946     $56,946       $63,431     $63,431       $ 63,795      $63,795
---------------------------------------------------------------------------------------------------------------
  19     $53,671     $53,671       $55,104     $55,104       $62,007     $62,007       $ 62,363      $62,363
---------------------------------------------------------------------------------------------------------------
  20     $51,933     $51,933       $53,319     $53,319       $60,614     $60,614       $ 60,963      $60,963
---------------------------------------------------------------------------------------------------------------
  21     $50,249     $50,249       $51,592     $51,592       $59,252     $59,252       $ 59,593      $59,593
---------------------------------------------------------------------------------------------------------------
  22     $48,619     $48,619       $49,919     $49,919       $57,919     $57,919       $ 58,253      $58,253
---------------------------------------------------------------------------------------------------------------
  23     $47,041     $47,041       $48,299     $48,299       $56,616     $56,616       $ 56,942      $56,942
---------------------------------------------------------------------------------------------------------------
  24     $45,512     $45,512       $46,731     $46,731       $55,341     $55,341       $ 55,660      $55,660
---------------------------------------------------------------------------------------------------------------
  25     $44,033     $44,033       $45,213     $45,213       $54,094     $54,094       $ 54,406      $54,406
---------------------------------------------------------------------------------------------------------------

Assumptions:
1. $100,000 initial investment
2. Fund Expenses = 1.55%
3. No optional death benefits or living benefits elected

                                       D-4

APPENDIX D AMERICAN SKANDIA STAGECOACH XTRA CREDIT SIX PROSPECTUS

6% GROSS RATE OF RETURN

----------------------------------------------------------------------------------------------------------------------
                                                                                                    XTra Credit
                                        APEX II/Stagecoach          ASAP III/Stagecoach            SIX/Stagecoach
                  ASL II                      APEX II                    ASAP III                 XTra Credit SIX
----------------------------------------------------------------------------------------------------------------------
           Annuity     Surrender      Annuity     Surrender      Annuity      Surrender      Annuity       Surrender
  Yr        Value        Value         Value        Value         Value         Value         Value          Value
----------------------------------------------------------------------------------------------------------------------
   1      $102,635     $102,635      $102,635      $ 94,635      $103,053      $ 96,053      $108,758      $ 99,758
----------------------------------------------------------------------------------------------------------------------
   2      $105,340     $105,340      $105,340      $ 98,340      $106,198      $ 99,698      $111,589      $103,089
----------------------------------------------------------------------------------------------------------------------
   3      $108,115     $108,115      $108,115      $102,115      $109,440      $103,440      $114,495      $106,495
----------------------------------------------------------------------------------------------------------------------
   4      $110,964     $110,964      $110,964      $110,964      $112,781      $107,781      $117,477      $110,477
----------------------------------------------------------------------------------------------------------------------
   5      $113,888     $113,888      $113,888      $113,888      $116,223      $112,223      $120,537      $114,537
----------------------------------------------------------------------------------------------------------------------
   6      $116,890     $116,890      $119,199      $119,199      $119,771      $116,771      $123,679      $118,679
----------------------------------------------------------------------------------------------------------------------
   7      $119,970     $119,970      $122,340      $122,340      $123,427      $121,427      $126,903      $122,903
----------------------------------------------------------------------------------------------------------------------
   8      $123,131     $123,131      $125,564      $125,564      $127,195      $127,195      $130,212      $127,212
----------------------------------------------------------------------------------------------------------------------
   9      $126,376     $126,376      $128,872      $128,872      $131,874      $131,874      $133,608      $131,608
----------------------------------------------------------------------------------------------------------------------
  10      $129,706     $129,706      $132,268      $132,268      $136,725      $136,725      $137,094      $137,094
----------------------------------------------------------------------------------------------------------------------
  11      $133,124     $133,124      $135,754      $135,754      $141,755      $141,755      $142,102      $142,102
----------------------------------------------------------------------------------------------------------------------
  12      $136,632     $136,632      $139,331      $139,331      $146,970      $146,970      $147,294      $147,294
----------------------------------------------------------------------------------------------------------------------
  13      $140,232     $140,232      $143,003      $143,003      $152,376      $152,376      $152,678      $152,678
----------------------------------------------------------------------------------------------------------------------
  14      $143,927     $143,927      $146,771      $146,771      $157,982      $157,982      $158,259      $158,259
----------------------------------------------------------------------------------------------------------------------
  15      $147,720     $147,720      $150,638      $150,638      $163,793      $163,793      $164,046      $164,046
----------------------------------------------------------------------------------------------------------------------
  16      $151,613     $151,613      $154,608      $154,608      $169,819      $169,819      $170,046      $170,046
----------------------------------------------------------------------------------------------------------------------
  17      $155,608     $155,608      $158,682      $158,682      $176,066      $176,066      $176,266      $176,266
----------------------------------------------------------------------------------------------------------------------
  18      $159,708     $159,708      $162,863      $162,863      $182,543      $182,543      $182,716      $182,716
----------------------------------------------------------------------------------------------------------------------
  19      $163,917     $163,917      $167,155      $167,155      $189,258      $189,258      $189,402      $189,402
----------------------------------------------------------------------------------------------------------------------
  20      $168,236     $168,236      $171,560      $171,560      $196,220      $196,220      $196,335      $196,335
----------------------------------------------------------------------------------------------------------------------
  21      $172,669     $172,669      $176,081      $176,081      $203,438      $203,438      $203,522      $203,522
----------------------------------------------------------------------------------------------------------------------
  22      $177,219     $177,219      $180,720      $180,720      $210,922      $210,922      $210,974      $210,974
----------------------------------------------------------------------------------------------------------------------
  23      $181,889     $181,889      $185,483      $185,483      $218,681      $218,681      $218,700      $218,700
----------------------------------------------------------------------------------------------------------------------
  24      $186,682     $186,682      $190,370      $190,370      $226,726      $226,726      $226,710      $226,710
----------------------------------------------------------------------------------------------------------------------
  25      $191,601     $191,601      $195,387      $195,387      $235,066      $235,066      $235,015      $235,015
----------------------------------------------------------------------------------------------------------------------

Assumptions:
1. $100,000 initial investment
2. Fund Expenses = 1.55%
3. No optional death benefits or living benefits elected

*    Contract charges are waived for account values greater than $100,000.

1)   If you are purchasing your Annuity through an Investment Professional that is associated with Wells Fargo, your variable investment option choices are different than those that are offered through other broker-dealers. In addition, due to the differences in the variable investment option choices, the expenses for the underlying portfolios that are available under the
     "Stagecoach" products are slightly lower and if those expenses were reflected, the values illustrated would be slightly higher.

2)   For more information on these benefits, refer to the "Death Benefit"
     section in the Prospectus.

3)   For more information on these benefits, refer to the "Living Benefit
     Programs" section in the Prospectus.

4)   The Annuity Rewards benefit offers Owners an ability to increase the guaranteed death benefit so that the death benefit will at least equal the
     Annuity's account value on the effective date of the Annuity Rewards benefits, if the terms of the Annuity Rewards benefit are met.

5)   These reductions result in hypothetical net rates of return corresponding to the 0% and 6% gross rates of return, respectively as follows: ASLII
     -1.55% and 4.36%; APEX II and Stagecoach APEX II -3.17% and 2.64%; ASAP III
     and Stagecoach ASAP III -2.78% and 3.05% in years 1-8 and -2.19% and 3.68%
     in years 9+, XTra Credit SIX and Stagecoach XTra Credit SIX -3.17% and
     2.64% in years 1-10 and -2.19% and 3.68% in years 11+.

                                       D-5

PLEASE SEND ME A STATEMENT OF ADDITIONAL INFORMATION THAT CONTAINS FURTHER
DETAILS ABOUT THE AMERICAN SKANDIA ANNUITY DESCRIBED IN PROSPECTUS
WFVXT-SIX-PROS (06/2005).

                     _____________________________________
                                (print your name)

                     _____________________________________
                                    (address)

                     _____________________________________
                              (city/state/zip code)

                                      NOTES

                                      NOTES

                                      NOTES

                                      NOTES

Variable Annuity Issued by:                            Variable Annuity Distributed by:

AMERICAN SKANDIA LIFE                                                  AMERICAN SKANDIA
ASSURANCE CORPORATION                                           MARKETING, INCORPORATED
A Prudential Financial Company                           A Prudential Financial Company
One Corporate Drive                                                 One Corporate Drive
Shelton, Connecticut 06484                                   Shelton, Connecticut 06484
Telephone: 1-800-680-8920                                       Telephone: 203-926-1888
http://www.americanskandia.prudential.com     http://www.americanskandia.prudential.com

                               MAILING ADDRESSES:

                     AMERICAN SKANDIA -- VARIABLE ANNUITIES
                          Attention: Stagecoach Annuity
                                  P.O. Box 7960
                             Philadelphia, PA 19176

                                  EXPRESS MAIL:
                     AMERICAN SKANDIA -- VARIABLE ANNUITIES
                          Attention: Stagecoach Annuity
                                 2101 Welsh Road
                                Dresher, PA 19025

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
One Corporate Drive, Shelton, Connecticut 06484

This Prospectus describes American Skandia ApexSM, a flexible premium deferred annuity (the "Annuity") offered by American Skandia Life Assurance Corporation
("American Skandia", "we", "our" or "us"). The Annuity may be offered as an individual annuity contract or as an interest in a group annuity. This
Prospectus describes the important features of the Annuity and what you should consider before purchasing the Annuity. We have also filed a Statement of
Additional Information that is available from us, without charge, upon your request. The contents of the Statement of Additional Information are described on page 59. The Annuity or certain of its investment options and/or features may not be available in all states. Various rights and benefits may differ between states to meet applicable laws and/or regulations. Certain terms are capitalized in this Prospectus. Those terms are either defined in the Glossary of Terms or in the context of the particular section.

American Skandia offers several different annuities which your investment professional may be authorized to offer to you. Each annuity has different features and benefits that may be appropriate for you based on your financial situation, your age and how you intend to use the annuity. The different features and benefits include variations in death benefit protection, the ability to access your annuity's account value and the charges that you will be subject to if you choose to surrender the annuity. The fees and charges may also be different between each annuity.

If you are purchasing the Annuity as a replacement for existing variable annuity or variable life coverage, you should consider any surrender or penalty charges you may incur when replacing your existing coverage and that this Annuity may be subject to a contingent deferred sales charge if you elect to surrender the
Annuity or take a partial withdrawal. You should consider your need to access the Annuity's Account Value and whether the annuity's liquidity features will satisfy that need.

WHY WOULD I CHOOSE TO PURCHASE THIS ANNUITY?

This Annuity is frequently used for retirement planning because it allows you to accumulate retirement savings and also offers annuity payment options when you are ready to begin receiving income. The Annuity also offers one or more death benefits that can protect your retirement savings if you die during a period of declining markets. It may be used as an investment vehicle for "qualified"
investments, including an IRA, SEP-IRA, Roth IRA or Tax Sheltered Annuity (or
403(b)). It may also be used as an investment vehicle for "non-qualified"
investments. The Annuity allows you to invest your money in a number of variable investment options as well as in one or more fixed investment options.

When an Annuity is purchased as a "non-qualified" investment, you generally are not taxed on any investment gains the Annuity earns until you make a withdrawal or begin to receive annuity payments. This feature, referred to as
"tax-deferral", can be beneficial to the growth of your Account Value because money that would otherwise be needed to pay taxes on investment gains each year remains invested and can earn additional money. However, because the Annuity is designed for long-term retirement savings, a 10% penalty tax may be applied on withdrawals you make before you reach age 59 1/2. Annuities purchased as a non-qualified investment are not subject to the maximum contribution limits that may apply to a qualified investment, and are not subject to required minimum distributions after age 701/2.

When an Annuity is purchased as a "qualified" investment, you should consider that the Annuity does not provide any tax advantages in addition to the preferential treatment already available through your retirement plan under the
Internal Revenue Code. An Annuity may offer features and benefits in addition to providing tax deferral that other investment vehicles may not offer, including death benefit protection for your beneficiaries, lifetime income options, and the ability to make transfers between numerous variable investment options offered under the Annuity. You should consult with your investment professional as to whether the overall benefits and costs of the Annuity are appropriate considering your overall financial plan.

These annuities are NOT deposits or obligations of, or issued, guaranteed or endorsed by, any bank, are NOT insured or guaranteed by the U.S. government, the
Federal Deposit Insurance Corporation (FDIC), the Federal Reserve Board or any
other agency. An investment in this annuity involves investment risks, including possible loss of value.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. PLEASE
READ THIS PROSPECTUS AND THE CURRENT PROSPECTUS FOR THE UNDERLYING MUTUAL FUNDS.
KEEP THEM FOR FUTURE REFERENCE.

FOR FURTHER INFORMATION CALL 1-800-766-4530.

Prospectus Dated: May 1, 2003           Statement of Additional Information Dated: May 1, 2003
ASAPEXPROS- (05/2003)                                                               ASAPEXPROS

PLEASE SEE OUR PRIVACY POLICY ATTACHED TO THE BACK COVER OF THIS PROSPECTUS.

WHAT ARE SOME OF THE KEY FEATURES OF THIS ANNUITY?

|X|  This Annuity is a "flexible premium deferred annuity." It is called
     "flexible premium" because you have considerable flexibility in the timing and amount of premium payments. Generally, investors "defer" receiving annuity payments until after an accumulation period.

|X|  This Annuity offers both variable and fixed investment options. If you allocate your Account Value to variable investment options, the value of your Annuity will vary daily to reflect the investment performance of the underlying investment options. Fixed investment options of different durations are offered that are guaranteed by us, but may have a Market
     Value Adjustment if you withdraw or transfer your Account Value before the
     Maturity Date.

|X|  The Annuity features two distinct periods - the accumulation period and the payout period. During the accumulation period your Account Value is allocated to one or more investment options. The variable investment options, each a Sub-account of American Skandia Life Assurance Corporation
     Variable Account B, invest in an underlying mutual fund portfolio.
     Currently, portfolios of the following underlying mutual funds are being offered: American Skandia Trust, Montgomery Variable Series, Wells Fargo
     Variable Trust, INVESCO Variable Investment Funds, Inc., Evergreen Variable
     Annuity Trust, ProFunds VP, First Defined Portfolio Fund LLC and The
     Prudential Series Fund, Inc.

|X|  During the payout period, commonly called "annuitization," you can elect to receive annuity payments (1) for life; (2) for life with a guaranteed minimum number of payments; (3) based on joint lives; or (4) for a guaranteed number of payments. We currently make annuity payments available on a fixed or variable basis.

|X|  This Annuity offers a basic Death Benefit. It also offers optional Death
     Benefits that provide an enhanced level of protection for your beneficiary(ies) for an additional charge.

|X|  You are allowed to withdraw a limited amount of money from your Annuity on an annual basis without any charges. Other product features allow you to access your Account Value as necessary, although a charge may apply. After
     Annuity Year 4, you are allowed to make unlimited withdrawals from your
     Annuity without any charges.

|X|  Transfers between investment options are tax-free. Currently, you may make twenty transfers each year free of charge. We also offer several programs that enable you to manage your Account Value as your financial needs and investment performance change.

HOW DO I PURCHASE THIS ANNUITY?

We sell the Annuity through licensed, registered investment professionals. You must complete an application and submit a minimum initial purchase payment of
$10,000. We may allow you to make a lower initial purchase payment provided you establish a bank drafting program under which purchase payments received in the first Annuity Year total at least $10,000. If the Annuity is owned by an individual or individuals, the oldest of those persons must be age 85 or under.
If the Annuity is owned by an entity, the annuitant must be age 85 or under.

APPENDIX E - DESCRIPTION AND CALCULATION OF THE ENHANCED BENEFICIARY PROTECTION OPTIONAL
DEATH BENEFIT AND THE GUARANTEED MINIMUM DEATH BENEFIT.................................................1

                                GLOSSARY OF TERMS

Many terms used within this Prospectus are described within the text where they appear. The description of those terms are not repeated in this Glossary of
Terms.

Account Value: The value of each allocation to a Sub-account or a Fixed
Allocation prior to the Annuity Date, plus any earnings, and/or less any losses, distributions and charges. The Account Value is calculated before we assess any applicable Contingent Deferred Sales Charge ("CDSC") and/or any Annual
Maintenance Fee. The Account Value is determined separately for each Sub-account and for each Fixed Allocation, and then totaled to determine the Account Value for your entire Annuity. The Account Value of each Fixed Allocation on other than its Maturity Date may be calculated using a market value adjustment.

Annuitization: The application of Account Value to one of the available annuity options for the Annuitant to begin receiving periodic payments for life, for a guaranteed minimum number of payments or for life with a guaranteed minimum number of payments.

Annuity Date: The date you choose for annuity payments to commence. A maximum
Annuity Date may apply.

Annuity Year: A 12-month period commencing on the Issue Date of the Annuity and each successive 12-month period thereafter.

Code: The Internal Revenue Code of 1986, as amended from time to time.

Fixed Allocation: An allocation of Account Value that is to be credited a fixed rate of interest for a specified Guarantee Period during the accumulation period.

Guarantee Period: A period of time during the accumulation period where we credit a fixed rate of interest on a Fixed Allocation.

Interim Value: The value of a Fixed Allocation on any date other than the
Maturity Date. The Interim Value is equal to the initial value allocated to the
Fixed Allocation plus all interest credited to the Fixed Allocation as of the date calculated, less any transfers or withdrawals from the Fixed Allocation.

Issue Date: The effective date of your Annuity.

MVA: A market value adjustment used in the determination of Account Value of each Fixed Allocation on a day more than 30 days prior to the Maturity Date of such Fixed Allocation.

Owner: With an Annuity issued as an individual annuity contract, the Owner is either an eligible entity or person named as having ownership rights in relation to the Annuity. With an Annuity issued as a certificate under a group annuity contract, the "Owner" refers to the person or entity who has the rights and benefits designated as to the "Participant" in the certificate.

Surrender Value: The value of your Annuity available upon surrender prior to the
Annuity Date. It equals the Account Value as of the date we price the surrender minus any applicable CDSC, Annual Maintenance Fee, Tax Charge and the charge for any optional benefits.

Unit: A measure used to calculate your Account Value in a Sub-account during the accumulation period.

Valuation Day: Every day the New York Stock Exchange is open for trading or any other day the Securities and Exchange Commission requires mutual funds or unit investment trusts to be valued.

                      SUMMARY OF CONTRACT FEES AND CHARGES

Below is a summary of the fees and charges for the Annuity. Some fees and charges are assessed against your Annuity while others are assessed against assets allocated to the variable investment options. The fees and charges that are assessed against the Annuity include the Contingent Deferred Sales Charge,
Transfer Fee and Annual Maintenance Fee. The charges that are assessed against the variable investment options are the Insurance Charge, which is the combination of a mortality and expense risk charge, a charge for administration of the Annuity, and the charge for any optional benefits you elect. Each underlying mutual fund portfolio assesses a charge for investment management, other expenses and with some mutual funds, a 12b-1 charge. The prospectus for each underlying mutual fund provides more detailed information about the expenses for the underlying mutual funds. Tax charges may vary by state and in certain states, a premium tax charge may be applicable. All of these fees and charges are described in more detail within this Prospectus.

The following table provides a summary of the fees and charges you will incur if you surrender the Annuity or transfer Account Value among investment options.
These fees and charges are described in more detail within this Prospectus.

YOUR TRANSACTION FEES AND CHARGES
(assessed against the Annuity)

--------------------------------------------------------------------------------
FEE/CHARGE                                                       Amount Deducted
--------------------------------------------------------------------------------
Contingent Deferred Sales Charge*                                       8.5%
The charge is a percentage of each applicable Purchase Payment deducted upon surrender or withdrawal. The period is measured from the Issue Date of the Annuity.
--------------------------------------------------------------------------------
Transfer Fee                                                         $10.00
(Deducted after the 20th transfer each Annuity Year)
--------------------------------------------------------------------------------

*    The following are the Contingent Deferred Sales Charges (as a percentage of each applicable Purchase Payment) upon surrender or withdrawal.

Yr. 1   Yr. 2  Yr. 3  Yr. 4   Yrs. 5+
-----   -----  -----  -----   -------
  8.5%    8.0%   7.0%   6.0%      0.0%
-----   -----  -----  -----   -------

The following table provides a summary of the periodic fees and charges you will incur while you own the Annuity, excluding the underlying mutual fund Portfolio annual expenses. These fees and charges are described in more detail within this
Prospectus.

YOUR PERIODIC FEES AND CHARGES

ANNUAL FEES/CHARGES ASSESSED AGAINT THE ANNUITY

FEE/CHARGE                                                     Amount Deducted
--------------------------------------------------------------------------------
Annual Maintenance Fee                                       Smaller of $35 or
(Only applicable if Account Value is less than $100,000)     2% of Account Value
(Assessed annually on the Annuity's anniversary date or
upon surrender)
--------------------------------------------------------------------------------
ANNUAL FEES/CHARGES OF THE SUB-ACCOUNTS*
(as a percentage of the average daily net assets of the Sub-accounts)
--------------------------------------------------------------------------------
FEE/CHARGE                                                     Amount Deducted

--------------------------------------------------------------------------------
Mortality & Expense Risk Charge                                     1.25%
--------------------------------------------------------------------------------
Administration Charge                                               0.15%
--------------------------------------------------------------------------------
Total Annual Charges of the Sub-accounts**                   1.40% per year of
                                                             the value of each
                                                             Sub-account

--------------------------------------------------------------------------------

*    These charges are deducted daily and apply to Variable Investment Options only.

**   The combination of the Mortality and Expense Risk Charges and
     Administration Charge is referred to as the "Insurance Charge" elsewhere in this Prospectus.

The following table provides a summary of the fees and charges you will incur if you elect any of the following optional benefits. These fees and charges are described in more detail within this Prospectus.

------------------------------------------------------------------------------------------------------------------------------------
YOUR OPTIONAL BENEFIT FEES AND CHARGES
------------------------------------------------------------------------------------------------------------------------------------
Optional Benefit                                                                                                      Total Annual
Fee/Charge                                                                                      Optional Benefit         Charge*
--------------------------------------------------------------------------------------------- --------------------- ----------------
GUARANTEED RETURN OPTION                                                                                                  1.65%
We offer a program  that  guarantees  a  "return  of  premium"  at a future  date,  while        0.25% of average
allowing you to allocate all or a portion of your Account  Value to the  Sub-accounts  of      daily net assets of
your choice.                                                                                     the Sub-accounts
- ------------------------------------------------------------------------------------------- --------------------- ----------------
ENHANCED BENEFICIARY PROTECTION DEATH BENEFIT                                                                             1.65%
We offer an Optional  Death  Benefit that provides an enhanced  level of  protection  for         0.25% of average
your  beneficiary(ies)  by providing  amounts in addition to the basic Death Benefit that       daily net assets of
can be used to offset  federal  and state  taxes  payable  on any  taxable  gains in your         the Sub-accounts
Annuity at the time of your death.

--------------------------------------------------------------------------------------------- --------------------- ----------------
HIGHEST ANNIVERSARY VALUE DEATH BENEFIT
We offer an Optional  Death  Benefit that provides an enhanced  level of  protection  for         0.25% of average
your  beneficiary(ies)  by  providing a death  benefit  equal to the greater of the basic       daily net assets of       1.65%
Death Benefit or the Highest Anniversary Value.                                                   the Sub-accounts
--------------------------------------------------------------------------------------------- --------------------- ----------------
Please refer to the section of the Prospectus that describes each optional benefit for a complete description of the benefit, including any restrictions or limitations that may apply.

------------------------------------------------------------------------------------------------------------------------------------

*    The Total Annual Charge includes the Insurance Charge assessed against the
     Annuity. If you elect more than one optional benefit, the Total Annual
     Charge includes the charge for each optional benefit.

The following table provides the range (minimum and maximum) of the total annual expenses for the underlying mutual funds ("Portfolios") as of December 31, 2002.
Each figure is stated as a percentage of the underlying Portfolio's average daily net assets.

--------------------------------------------------------------------------------
Total Annual Portfolio Operating Expenses

--------------------------------------------------------------------------------
                                                Minimum               Maximum
--------------------------------------------------------------------------------
Total Portfolio Operating Expense                  0.14%*                3.14%
--------------------------------------------------------------------------------

*    The minimum total annual portfolio operating expenses are those of a
     Portfolio that may invest in mutual funds, which also charge their own operating expenses. Thus, the total annual portfolio operating expenses may be higher than indicated.

The following are the investment management fees, other expenses, 12b-1 fees (if applicable), and the total annual expenses for each underlying mutual fund
("Portfolio") as of December 31, 2002, except as noted. Each figure is stated as a percentage of the underlying Portfolio's average daily net assets. For certain of the underlying Portfolios, a portion of the management fee is being waived and/or other expenses are being partially reimbursed. "N/A" indicates that no portion of the management fee and/or other expenses is being waived and/or reimbursed. The "Net Annual Portfolio Operating Expenses" reflect the combination of the underlying Portfolio's investment management fee, other expenses and any 12b-1 fees, net of any fee waivers and expense reimbursements.
The following expenses are deducted by the underlying Portfolio before it provides American Skandia with the daily net asset value. Any footnotes about expenses appear after the list of all the Portfolios. The underlying Portfolio information was provided by the underlying mutual funds and has not been independently verified by us. See the prospectuses or statements of additional information of the underlying Portfolios for further details. The current prospectus and statement of additional information for the underlying Portfolios can be obtained by calling 1-800-766-4530.

--------------------------------------------------------------------------------
UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES
(as a percentage of the average net assets of the underlying Portfolios)
--------------------------------------------------------------------------------

                                                                                           Total Annual                 Net Annual
                                                                                            Portfolio     Fee Waivers    Portfolio
                                                  Management      Other                     Operating     and Expense    Operating
UNDERLYING PORTFOLIO                                Fees         Expenses     12b-1 Fees     Expenses    Reimbursement   Expenses
-----------------------------------------------------------------------------------------------------------------------------------
American Skandia Trust: /1/
AST Strong International Equity                     0.88%          0.21%          0.12%         1.21%         0.00%        1.21%
AST William Blair International Growth              1.00%          0.23%          0.10%         1.33%         0.10%        1.23%
AST American Century International Growth           1.00%          0.25%          0.00%         1.25%         0.00%        1.25%
AST DeAM International Equity                       1.00%          0.44%          0.00%         1.44%         0.15%        1.29%
AST MFS Global Equity                               1.00%          0.41%          0.00%         1.41%         0.00%        1.41%
AST PBHG Small-Cap Growth                           0.90%          0.22%          0.11%         1.23%         0.00%        1.23%
AST DeAM Small-Cap Growth                           0.95%          0.20%          0.00%         1.15%         0.15%        1.00%
AST Federated Aggressive Growth                     0.95%          0.43%          0.00%         1.38%         0.03%        1.35%
AST Goldman Sachs Small-Cap Value                   0.95%          0.21%          0.11%         1.27%         0.00%        1.27%
AST Gabelli Small-Cap Value                         0.90%          0.19%          0.01%         1.10%         0.00%        1.10%
AST DeAM Small-Cap Value                            0.95%          0.53%          0.00%         1.48%         0.33%        1.15%
AST Goldman Sachs Mid-Cap Growth                    1.00%          0.26%          0.07%         1.33%         0.10%        1.23%
AST Neuberger Berman Mid-Cap Growth                 0.90%          0.20%          0.06%         1.16%         0.00%        1.16%
AST Neuberger Berman Mid-Cap Value                  0.90%          0.17%          0.09%         1.16%         0.00%        1.16%
AST Alger All-Cap Growth                            0.95%          0.19%          0.15%         1.29%         0.00%        1.29%
AST Gabelli All-Cap Value                           0.95%          0.24%          0.00%         1.19%         0.00%        1.19%
AST T. Rowe Price Natural Resources                 0.90%          0.23%          0.03%         1.16%         0.00%        1.16%
AST Alliance Growth                                 0.90%          0.20%          0.03%         1.13%         0.00%        1.13%
AST MFS Growth                                      0.90%          0.18%          0.10%         1.18%         0.00%        1.18%
AST Marsico Capital Growth                          0.90%          0.16%          0.04%         1.10%         0.01%        1.09%
AST Goldman Sachs Concentrated Growth               0.90%          0.15%          0.04%         1.09%         0.06%        1.03%
AST DeAM Large-Cap Growth                           0.85%          0.23%          0.00%         1.08%         0.10%        0.98%
AST DeAM Large-Cap Value                            0.85%          0.24%          0.04%         1.13%         0.10%        1.03%
AST Alliance/Bernstein Growth + Value               0.90%          0.23%          0.00%         1.13%         0.00%        1.13%
AST Sanford Bernstein Core Value                    0.75%          0.25%          0.00%         1.00%         0.00%        1.00%
AST Cohen & Steers Realty                           1.00%          0.23%          0.03%         1.26%         0.00%        1.26%
AST Sanford Bernstein Managed Index 500             0.60%          0.16%          0.08%         0.84%         0.00%        0.84%
AST American Century Income & Growth                0.75%          0.23%          0.00%         0.98%         0.00%        0.98%
AST Alliance Growth and Income                      0.75%          0.15%          0.08%         0.98%         0.02%        0.96%
AST MFS Growth with Income                          0.90%          0.28%          0.01%         1.19%         0.00%        1.19%
AST INVESCO Capital Income                          0.75%          0.17%          0.03%         0.95%         0.00%        0.95%
AST DeAM Global Allocation                          0.10%          0.04%          0.00%         0.14%         0.00%        0.14%
AST American Century Strategic Balanced             0.85%          0.25%          0.00%         1.10%         0.00%        1.10%
AST T. Rowe Price Asset Allocation                  0.85%          0.26%          0.00%         1.11%         0.00%        1.11%
AST T. Rowe Price Global Bond                       0.80%          0.26%          0.00%         1.06%         0.00%        1.06%
AST Federated High Yield                            0.75%          0.19%          0.00%         0.94%         0.00%        0.94%
AST Lord Abbett Bond-Debenture                      0.80%          0.24%          0.00%         1.04%         0.00%        1.04%
AST DeAM Bond                                       0.85%          0.23%          0.00%         1.08%         0.15%        0.93%
AST PIMCO Total Return Bond                         0.65%          0.15%          0.00%         0.80%         0.02%        0.78%
AST PIMCO Limited Maturity Bond                     0.65%          0.18%          0.00%         0.83%         0.00%        0.83%
AST Money Market                                    0.50%          0.13%          0.00%         0.63%         0.05%        0.58%

Montgomery Variable Series:

Emerging Markets                                    1.25%          0.43%          0.00%         1.68%        0.00%        1.68%

Wells Fargo Variable Trust:

Equity Income                                       0.55%          0.30%          0.25%         1.10%         0.10%        1.00%
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                           Total Annual                 Net Annual
                                                                                            Portfolio     Fee Waivers    Portfolio
                                                  Management      Other                     Operating     and Expense    Operating
UNDERLYING PORTFOLIO                                Fees         Expenses     12b-1 Fees     Expenses    Reimbursement   Expenses
-----------------------------------------------------------------------------------------------------------------------------------
INVESCO Variable Investment Funds, Inc.:

Dynamics                                             0.75%         0.37%           0.00%         1.12%         0.00%        1.12%
Technology                                           0.75%         0.36%           0.00%         1.11%         0.00%        1.11%
Health Sciences                                      0.75%         0.32%           0.00%         1.07%         0.00%        1.07%
Financial Services                                   0.75%         0.34%           0.00%         1.09%         0.00%        1.09%
Telecommunications                                   0.75%         0.47%           0.00%         1.22%         0.00%        1.22%

Evergreen Variable Annuity Trust:

Global Leaders                                       0.87%         0.31%           0.00%         1.18%         0.18%        1.00%
Special Equity                                       0.92%         0.26%           0.00%         1.18%         0.15%        1.03%
Omega                                                0.52%         0.18%           0.00%         0.70%         0.00%        0.70%

ProFund VP:

Europe 30                                            0.75%         1.03%           0.25%         2.03%         0.05%        1.98%
Asia 30                                              0.75%         1.03%           0.25%         2.03%         0.05%        1.98%
Japan                                                0.75%         1.06%           0.25%         2.06%         0.08%        1.98%
Banks                                                0.75%         1.11%           0.25%         2.11%         0.13%        1.98%
Basic Materials                                      0.75%         1.21%           0.25%         2.21%         0.23%        1.98%
Biotechnology                                        0.75%         1.16%           0.25%         2.16%         0.18%        1.98%
Consumer Cyclical                                    0.75%         1.65%           0.25%         2.65%         0.67%        1.98%
Consumer Non-Cyclical                                0.75%         1.10%           0.25%         2.10%         0.12%        1.98%
Energy                                               0.75%         1.16%           0.25%         2.16%         0.18%        1.98%
Financial                                            0.75%         1.14%           0.25%         2.14%         0.16%        1.98%
Healthcare                                           0.75%         1.14%           0.25%         2.14%         0.16%        1.98%
Industrial                                           0.75%         1.65%           0.25%         2.65%         0.67%        1.98%
Internet                                             0.75%         1.04%           0.25%         2.04%         0.06%        1.98%
Pharmaceuticals                                      0.75%         1.12%           0.25%         2.12%         0.14%        1.98%
Precious Metals                                      0.75%         0.98%           0.25%         1.98%          N/A         1.98%
Real Estate                                          0.75%         1.13%           0.25%         2.13%         0.15%        1.98%
Semiconductor                                        0.75%         1.33%           0.25%         2.33%         0.35%        1.98%
Technology                                           0.75%         1.27%           0.25%         2.27%         0.29%        1.98%
Telecommunications                                   0.75%         1.19%           0.25%         2.19%         0.21%        1.98%
Utilities                                            0.75%         1.17%           0.25%         2.17%         0.19%        1.98%
Bull                                                 0.75%         0.91%           0.25%         1.91%          N/A         1.91%
Bear                                                 0.75%         1.03%           0.25%         2.03%         0.05%        1.98%
UltraBull /2/                                        0.75%         1.12%           0.25%         2.12%         0.27%        1.85%
OTC                                                  0.75%         1.03%           0.25%         2.03%         0.05%        1.98%
Short OTC                                            0.75%         0.96%           0.25%         1.96%          N/A         1.96%
UltraOTC                                             0.75%         1.08%           0.25%         2.08%         0.13%        1.95%
Mid-Cap Value                                        0.75%         1.25%           0.25%         2.25%         0.27%        1.98%
Mid-Cap Growth                                       0.75%         1.22%           0.25%         2.22%         0.24%        1.98%
UltraMid-Cap                                         0.75%         1.36%           0.25%         2.36%         0.38%        1.98%
Small-Cap Value                                      0.75%         1.45%           0.25%         2.45%         0.47%        1.98%
Small-Cap Growth                                     0.75%         1.20%           0.25%         2.20%         0.22%        1.98%
UltraSmall-Cap                                       0.75%         1.15%           0.25%         2.15%         0.17%        1.98%
U.S. Government Plus                                 0.50%         0.96%           0.25%         1.71%          N/A         1.71%
Rising Rates Opportunity                             0.75%         1.13%           0.25%         2.13%         0.15%        1.98%

First Defined Portfolio Fund LLC:

First Trust(R)10 Uncommon Values                     0.60%         2.29%           0.25%         3.14%         1.95%        1.37%

The Prudential Series Fund, Inc.:

SP Jennison International Growth                     0.85%         0.70%           0.25%         1.80%         0.16%        1.64%
-----------------------------------------------------------------------------------------------------------------------------------

/1/  The Investment Manager of American Skandia Trust (the "Trust") has agreed to reimburse and/or waive fees for certain Portfolios until at least April
     30, 2004. The caption "Total Annual Portfolio Operating Expenses" reflects the Portfolios' fees and expenses before such waivers and reimbursements, while the caption "Net Annual Portfolio Operating Expenses" reflects the effect of such waivers and reimbursements. The Trust adopted a Distribution
     Plan (the "Distribution Plan") under Rule 12b-1 of the Investment Company
     Act of 1940 to permit an affiliate of the Trust's Investment Manager to receive brokerage commissions in connection with purchases and sales of securities held by Portfolios of the Trust, and to use these commissions to promote the sale of shares of such Portfolios. While the brokerage commission rates and amounts paid by the various Portfolios are not expected to increase as a result of the Distribution Plan, the staff of the
     Securities and Exchange Commission takes the position that commission amounts received under the Distribution Plan should be reflected as distribution expenses of the Portfolios. The Distribution Fee estimates are derived and annualized from data regarding commission amounts directed under the Distribution Plan. Although there are no maximum amounts allowable, actual commission amounts directed under the Distribution Plan will vary and the amounts directed during the last full fiscal year of the
     Plan's operations may differ from the amounts listed in the above chart.

/2/  Effective May 1, 2003, the ProFunds VP Bull Plus portfolio changed its name to ProFund VP UltraBull to reflect a change in its investment objective.

                                EXPENSE EXAMPLES

These examples are designed to assist you in understanding the various expenses you may incur with the Annuity over certain periods of time based on specific assumptions. The examples reflect the Contingent Deferred Sales Charges (when applicable), Annual Maintenance Fee (when applicable), Insurance Charge, and the maximum total annual portfolio operating expenses for the underlying Portfolio
(shown above), as well as the charges for the optional benefits that are offered under the Annuity. The Securities and Exchange Commission ("SEC") requires these examples.

Below are examples showing what you would pay in expenses at the end of the stated time periods for each Sub-account had you invested $10,000 in the Annuity and received a 5% annual return on assets, and elected all optional benefits available.

The examples shown assume that: (a) you only allocate Account Value to the
Sub-account with the maximum total annual portfolio operating expenses for the underlying Portfolio (shown above), not to a Fixed Allocation; (b) the Insurance
Charge is assessed as 1.40% per year; (c) the Annual Maintenance Fee (when applicable) is reflected as an asset-based charge based on an assumed average contract size; (d) you make no withdrawals of Account Value during the period shown; (e) you make no transfers, withdrawals, surrender or other transactions for which we charge a fee for during the period shown; (f) no tax charge applies; (g) the maximum total annual portfolio operating expenses for the underlying Portfolio (shown above) are reflected; and (h) the charge for each optional benefit is reflected as an additional charge equal to 0.25% per year, respectively, for the Guaranteed Return Option, the Enhanced Beneficiary
Protection and the Highest Anniversary Value Death Benefit. Amounts shown in the examples are rounded to the nearest dollar.

Expense Examples are provided as follows: 1.) if you surrender the Annuity at the end of the stated time period; 2.) if you annuitize at the end of the stated
time period; and 3.) if you do not surrender your Annuity.

THE EXAMPLES ARE ILLUSTRATIVE ONLY - THEY SHOULD NOT BE CONSIDERED A
REPRESENTATION OF PAST OR FUTURE EXPENSES OF THE UNDERLYING MUTUAL FUNDS OR
THEIR PORTFOLIOS - ACTUAL EXPENSES WILL BE LESS THAN THOSE SHOWN IF YOU DO NOT
ELECT ALL OF THE OPTIONAL BENEFITS AVAILABLE OR IF YOU ALLOCATE ACCOUNT VALUE TO
ANY OTHER AVAILABLE SUB-ACCOUNTS.

If your Account Value is less than $100,000, so that the Annual Maintenance Fee does apply. Please see the description below regarding how the Expense Examples change for Annuities with Account Value greater than $100,000.

If you surrender your contract at the end of the applicable time period:

---------------- --------------- ---------------- --------------
1 year           3 years         5 years          10 years
---------------- --------------- ---------------- --------------
1402             2346            2726             5365
---------------- --------------- ---------------- --------------

If you annuitize at the end of the applicable time period:

---------------- --------------- ---------------- --------------
1 year           3 years         5 years          10 years
---------------- --------------- ---------------- --------------
552              1646            2726             5365
---------------- --------------- ---------------- --------------

If you do not surrender your contract:

---------------- --------------- ---------------- --------------
1 year           3 years         5 years          10 years
---------------- --------------- ---------------- --------------
552              1646            2726             5365
---------------- --------------- ---------------- --------------

The Expense Examples shown above assume your Account Value is less than $100,000 so that the Annual Maintenance Fee applies. If your Account Value is greater than $100,000 such that the Annual Maintenance Fee does not apply, the amounts indicated in the Expense Examples shown above would be reduced.

                               INVESTMENT OPTIONS

WHAT ARE THE INVESTMENT OBJECTIVES AND POLICIES OF THE PORTFOLIOS?

Each variable investment option is a Sub-account of American Skandia Life
Assurance Corporation Variable Account B (see "What are Separate Accounts" for
more detailed information.) Each Sub-account invests exclusively in one
Portfolio. You should carefully read the prospectus for any Portfolio in which you are interested. The following chart classifies each of the Portfolios based on our assessment of their investment style (as of the date of this Prospectus).
The chart also provides a description of each Portfolio's investment objective
(in italics) and a short, summary description of their key policies to assist you in determining which Portfolios may be of interest to you. There is no guarantee that any underlying Portfolio will meet its investment objective.

The name of the advisor/sub-advisor for each Portfolio appears next to the description. Those Portfolios whose name includes the prefix "AST" are
Portfolios of American Skandia Trust. The investment manager for AST is American
Skandia Investment Services, Incorporated, an affiliated company of American
Skandia. However, a sub-advisor, as noted below, is engaged to conduct day-to-day investment decisions.

The Portfolios are not publicly traded mutual funds. They are only available as investment options in variable annuity contracts and variable life insurance policies issued by insurance companies, or in some cases, to participants in certain qualified retirement plans. However, some of the Portfolios available as
Sub-accounts under the Annuity are managed by the same portfolio advisor or sub-advisor as a retail mutual fund of the same or similar name that the
Portfolio may have been modeled after at its inception. Certain retail mutual funds may also have been modeled after a Portfolio. While the investment objective and policies of the retail mutual funds and the Portfolios may be substantially similar, the actual investments will differ to varying degrees.
Differences in the performance of the funds can be expected, and in some cases could be substantial. You should not compare the performance of a publicly traded mutual fund with the performance of any similarly named Portfolio offered as a Sub-account. Details about the investment objectives, policies, risks, costs and management of the Portfolios are found in the prospectuses for the underlying mutual funds. The current prospectus and statement of additional information for the underlying Portfolios can be obtained by calling
1-800-766-4530.

Effective close of business June 28, 2002, the AST Goldman Sachs Small-Cap Value
portfolio is no longer offered as a Sub-account under the Annuity, except as noted below. Annuity contracts with Account Value allocated to the AST Goldman
Sachs Small-Cap Value Sub-account on or before June 28, 2002 may continue to allocate Account Value and make transfers into the AST Goldman Sachs Small-Cap
Value Sub-account, including any bank drafting, dollar cost averaging, asset allocation and rebalancing programs. Owners of Annuities issued after June 28,
2002 will not be allowed to allocate Account Value to the AST Goldman Sachs
Small-Cap Value Sub-account.

The AST Goldman Sachs Small-Cap Value Sub-account may be offered to new Owners at some future date; however, at the present time, American Skandia has no intention to do so.

Please refer to Appendix B for certain required financial information related to the historical performance of the Sub-accounts.

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                                                                                                                      PORTFOLIO
STYLE/                                                                                                                 ADVISOR/
 TYPE                                           INVESTMENT OBJECTIVES/POLICIES                                       SUB-ADVISOR
------------------------------------------------------------------------------------------------------------------------------------
INTER-NATIONAL  AST Strong  International  Equity: seeks long-term capital growth by investing in a diversified   Strong Capital
EQUITY          portfolio  of  international  equity  securities  the issuers of which are  considered  to have   Management, Inc.

                strong  earnings  momentum.  The  Portfolio  seeks to meet its  objective by  investing,  under normal  market  conditions,  at least 80% of its total  assets in a  diversified  portfolio  of equity  securities  of  companies  located or operating in  developed  non-U.S.  countries  and emerging  markets  of the  world.  The  Sub-advisor  intends  to  focus  on  companies  with an
                above-average   potential  for  long-term  growth  and  attractive  relative  valuations.   The
                Sub-advisor selects companies based on five key factors: growth,  valuation,  management,  risk and sentiment.

------------------------------------------------------------------------------------------------------------------------------------
INTER-NATIONAL  AST William Blair  International  Growth (f/k/a AST Janus  Overseas  Growth):  seeks  long-term   William Blair &
EQUITY          growth of capital.  The  Portfolio  pursues its  objective  primarily  through  investments  in   Company, L.L.C.
                equity  securities  of issuers  located  outside  the United  States.  The  Portfolio  normally invests at least 80% of its total assets in securities of issuers from at least five  different countries,  excluding the United States.  The Portfolio invests primarily in companies selected for their growth  potential.  Securities are generally  selected  without regard to any defined allocation among countries,  geographic regions or industry sectors, or other similar selection procedure.

------------------------------------------------------------------------------------------------------------------------------------
INTER-NATIONAL  AST American Century  International  Growth:  seeks capital growth.  The Portfolio will seek to   American Century
EQUITY          achieve its investment  objective by investing  primarily in equity securities of international   Investment
                companies  that the  Sub-advisor  believes  will  increase  in value  over time.  Under  normal   Management, Inc.
                conditions,  the  Portfolio  will  invest at least 65% of its  assets in equity  securities  of issuers from at least three  countries  outside of the United States.  The  Sub-advisor  uses a growth  investment  strategy it developed  that looks for  companies  with earnings and revenue growth.  The  Sub-advisor  will  consider  a  number  of other  factors  in  making  investment selections,  including the prospects for relative  economic  growth among countries or regions, economic and political  conditions,  expected inflation rates,  currency exchange  fluctuations and tax considerations.
------------------------------------------------------------------------------------------------------------------------------------
INTER-NATIONAL  AST DeAM  International  Equity:  seeks capital growth.  The Portfolio pursues its objective by   Deutsche Asset
EQUITY          investing  at least 80% of the value of its assets in the equity  securities  of  companies  in   Management, Inc.

                developed  non-U.S.  countries that are represented in the MSCI EAFE(R)Index. The target of this
                Portfolio  is to track the  performance  of the MSCI  EAFE(R)Index  within  4% with a  standard deviation  expected of +/- 4%. The  Sub-advisor  considers  a number of factors in  determining whether to invest in a stock,  including  earnings growth rate,  analysts'  estimates of future earnings and industry-relative price multiples.

------------------------------------------------------------------------------------------------------------------------------------
GLOBAL EQUITY   AST MFS Global Equity:  seeks capital growth.  Under normal circumstances the Portfolio invests   Massachusetts
                at least 80% of its assets in equity securities of U.S. and foreign issuers  (including issuers   Financial Services
                in developing  countries).  The Portfolio  generally seeks to purchase  securities of companies   Company
                with relatively large market capitalizations relative to the market in which they are traded.

------------------------------------------------------------------------------------------------------------------------------------
SMALL CAP       AST PBHG  Small-Cap  Growth:  seeks  capital  growth.  The  Portfolio  pursues its objective by   Pilgrim Baxter &
GROWTH          primarily  investing  at  least  80% of the  value  of its  assets  in  the  common  stocks  of   Associates, Ltd.
                small-sized  companies,  whose market  capitalizations are similar to market capitalizations of the  companies  in the  Russell  2000(R)Index at the time of the  Portfolio's  investment.  The
                Sub-advisor  expects to focus primarily on those  securities  whose market  capitalizations  or annual revenues are less than $1billion at the time of purchase.

------------------------------------------------------------------------------------------------------------------------------------
SMALL CAP       AST DeAM  Small-Cap  Growth:  seeks maximum  growth of  investors'  capital from a portfolio of   Deutsche Asset
GROWTH          growth  stocks of  smaller  companies.  The  Portfolio  pursues  its  objective,  under  normal   Management, Inc.

                circumstances,  by  primarily  investing  at  least  80%  of its  total  assets  in the  equity
                securities  of  small-sized   companies  included  in  the  Russell  2000  Growth(R)Index.  The
                Sub-advisor  employs  an  investment  strategy  designed  to  maintain  a  portfolio  of equity securities  which  approximates  the market risk of those  stocks  included in the Russell 2000
                Growth(R)Index, but which attempts to outperform the Russell 2000 Growth(R)Index.

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      PORTFOLIO
STYLE/                                                                                                                 ADVISOR/
 TYPE                                           INVESTMENT OBJECTIVES/POLICIES                                       SUB-ADVISOR
------------------------------------------------------------------------------------------------------------------------------------
SMALL CAP       AST Federated  Aggressive  Growth:  seeks capital growth.  The Portfolio pursues its investment   Federated
GROWTH          objective by investing in the stocks of small  companies  that are traded on national  security   Investment
                exchanges,  NASDAQ stock  exchange and the  over-the-counter-market.  Small  companies  will be   Counseling/
                defined as  companies  with market  capitalizations  similar to  companies  in the Russell 2000   Federated
                Index or the Standard & Poor's  Small Cap 600 Index.  Up to 25% of the  Portfolio's  net assets   Global Investment
                may be invested in foreign securities, which are typically denominated in foreign currencies.     Management Corp.

------------------------------------------------------------------------------------------------------------------------------------
SMALL CAP       Goldman Sachs Small-Cap Value:  seeks long-term  capital  appreciation.  The Portfolio will AST   Goldman Sachs
VALUE           seek its objective through  investments  primarily in equity securities that are believed to be   Asset Management
                undervalued in the marketplace.  The Portfolio  primarily seeks companies that are small-sized, based on the value of their  outstanding  stock.  The  Portfolio  will  have a  non-fundamental policy to invest, under normal circumstances,  at least 80% of the value of its assets in small capitalization  companies.  The 80%  investment  requirement  applies at the time the Portfolio invests  its  assets.  The  Portfolio  generally  defines  small  capitalization  companies  as companies with a capitalization of $5 billion or less.

------------------------------------------------------------------------------------------------------------------------------------
SMALL CAP       AST Gabelli Small-Cap Value:  seeks to provide long-term capital growth by investing  primarily   GAMCO
VALUE           in  small-capitalization  stocks  that  appear to be  undervalued.  The  Portfolio  will have a   Investors, Inc.
                non-fundamental policy to invest, under normal circumstances,  at least 80% of the value of its assets in small capitalization  companies.  The 80% investment  requirement applies at the time the  Portfolio  invests  its assets.  The  Portfolio  generally  defines  small  capitalization companies as those with a capitalization  of $1.5 billion or less.  Reflecting a value approach to  investing,  the Portfolio  will seek the stocks of companies  whose current stock prices do not appear to adequately reflect their underlying value as measured by assets,  earnings,  cash flow or business franchises.

------------------------------------------------------------------------------------------------------------------------------------
SMALL CAP       AST DeAM Small-Cap Value:  seeks maximum growth of investors'  capital.  The Portfolio  pursues   Deutsche Asset
VALUE           its  objective,  under normal  market  conditions,  by primarily  investing at least 80% of its   Management, Inc.

                total assets in the equity  securities of small-sized  companies  included in the Russell 2000(R)
                Value Index. The Sub-advisor  employs an investment  strategy  designed to maintain a portfolio of equity  securities  which  approximates  the market  risk of those  stocks  included  in the
                Russell 2000(R) Value Index, but which attempts to outperform the Russell 2000(R)Value Index.

------------------------------------------------------------------------------------------------------------------------------------
MID-CAP GROWTH  AST Goldman Sachs Mid-Cap  Growth (f/k/a AST Janus Mid-Cap  Growth):  seeks  long-term  capital   Goldman Sachs
                growth.  The  Portfolio  pursues its  investment  objective,  by investing  primarily in equity   Asset Management
                securities selected for their growth potential,  and normally invests at least 80% of the value of its assets in medium capitalization  companies. For purposes of the Portfolio,  medium-sized companies  are those whose market  capitalizations  (measured at the time of  investment)  fall within the range of  companies  in the  Standard & Poor's  MidCap  400 Index.  The  Sub-advisor seeks  to  identify  individual  companies  with  earnings  growth  potential  that  may not be recognized by the market at large.
------------------------------------------------------------------------------------------------------------------------------------
MID-CAP GROWTH  AST Neuberger  Berman Mid-Cap  Growth:  seeks capital growth.  Under normal market  conditions,   Neuberger Berman
                the Portfolio  primarily invests at least 80% of its net assets in the common stocks of mid-cap   Management Inc.
                companies.  For purposes of the Portfolio,  companies with equity market  capitalizations  that fall within the range of the Russell Midcap(R)Index,  at the time of investment,  are considered mid-cap  companies.  Some of the  Portfolio's  assets  may be  invested  in the  securities  of large-cap companies as well as in small-cap  companies.  The Sub-advisor looks for fast-growing companies that are in new or rapidly evolving industries.

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                       PORTFOLIO
STYLE/                                                                                                                  ADVISOR/
 TYPE                                           INVESTMENT OBJECTIVES/POLICIES                                        SUB-ADVISOR
------------------------------------------------------------------------------------------------------------------------------------
MID-CAP VALUE   AST Neuberger Berman Mid-Cap Value: seeks capital growth.  Under normal market conditions,  the   Neuberger Berman
                Portfolio  primarily  invests at least 80% of its net  assets in the  common  stocks of mid-cap   Management Inc.
                companies.  For purposes of the Portfolio,  companies with equity market  capitalizations  that fall within the range of the Russell  Midcap(R)Index at the time of investment  are  considered mid-cap  companies.  Some of the  Portfolio's  assets  may be  invested  in the  securities  of large-cap  companies as well as in small-cap  companies.  Under the Portfolio's  value-oriented investment  approach,  the Sub-advisor looks for well-managed  companies whose stock prices are undervalued and that may rise in price before other investors realize their worth.
------------------------------------------------------------------------------------------------------------------------------------
ALL-CAP         AST Alger All-Cap Growth:  seeks long-term  capital growth.  The Portfolio invests primarily in   Fred Alger
GROWTH          equity securities,  such as common or preferred stocks, that are listed on U.S. exchanges or in   Management, Inc.
                the  over-the-counter  market.  The Portfolio may invest in the equity  securities of companies of all sizes,  and may emphasize  either  larger or smaller  companies at a given time based on the Sub-advisor's assessment of particular companies and market conditions.

------------------------------------------------------------------------------------------------------------------------------------
ALL-CAP         AST Gabelli  All-Cap  Value:  seeks  capital  growth.  The  Portfolio  pursues its objective by   GAMCO Investors,
VALUE           investing primarily in readily marketable equity securities including common stocks,  preferred   Inc.

                stocks and  securities  that may be converted at a later time into common stock.  The Portfolio may invest in the  securities  of companies of all sizes,  and may  emphasize  either larger or smaller  companies  at a  given  time  based  on the  Sub-advisor's  assessment  of  particular companies and market  conditions.  The Portfolio  focuses on companies that appear  underpriced relative  to their  private  market  value  ("PMV").  PMV is the  value  that  the  Portfolio's
                Sub-advisor believes informed investors would be willing to pay for a company.

------------------------------------------------------------------------------------------------------------------------------------
SECTOR          AST T. Rowe Price Natural  Resources:  seeks  long-term  capital growth  primarily  through the   T. Rowe Price
                common stocks of companies  that own or develop  natural  resources  (such as energy  products,   Associates, Inc.
                precious  metals and forest  products)  and other basic  commodities.  The  Portfolio  normally invests  primarily (at least 80% of its total assets) in the common stocks of natural  resource companies whose earnings and tangible  assets could benefit from  accelerating  inflation.  The
                Portfolio looks for companies that have the ability to expand production,  to maintain superior
                exploration  programs  and  production   facilities,   and  the  potential  to  accumulate  new
                resources.  At least 50% of Portfolio assets will be invested in U.S. securities,  up to 50% of total assets also may be invested in foreign securities.
------------------------------------------------------------------------------------------------------------------------------------
LARGE CAP       AST Alliance  Growth:  seeks long-term  capital growth.  The Portfolio  invests at least 80% of   Alliance Capital
GROWTH          its total assets in the equity  securities of a limited  number of large,  carefully  selected,   Management, L.P.
                high-quality  U.S.  companies  that are judged  likely to  achieve  superior  earnings  growth.
                Normally,  about 40-60  companies will be  represented in the Portfolio,  with the 25 companies most  highly  regarded  by  the  Sub-advisor  usually  constituting  approximately  70%  of the
                Portfolio's  net assets.  An emphasis is placed on identifying  companies  whose  substantially above average prospective earnings growth is not fully reflected in current market valuations.

------------------------------------------------------------------------------------------------------------------------------------
LARGE CAP       AST MFS  Growth:  seeks  long-term  capital  growth  and future  income.  Under  normal  market   Massachusetts
GROWTH          conditions,  the  Portfolio  invests  at least 80% of its total  assets  in common  stocks  and   Financial Services
                related securities,  such as preferred stocks,  convertible securities and depositary receipts,   Company
                of companies that the  Sub-advisor  believes offer better than average  prospects for long-term growth.  The Sub-advisor seeks to purchase  securities of companies that it considers  well-run and  poised  for  growth.  The  Portfolio  may  invest up to 35% of its net  assets in  foreign securities.

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                       PORTFOLIO

STYLE/                                                                                                                  ADVISOR/
 TYPE                                           INVESTMENT OBJECTIVES/POLICIES                                        SUB-ADVISOR
------------------------------------------------------------------------------------------------------------------------------------
LARGE CAP       AST Marsico  Capital  Growth:  seeks capital  growth.  Income  realization is not an investment   Marsico Capital
GROWTH          objective  and  any  income  realized  on  the  Portfolio's  investments,  therefore,  will  be   Management, LLC
                incidental to the Portfolio's  objective.  The Portfolio will pursue its objective by investing primarily in common stocks of larger,  more  established  companies.  In selecting  investments for the Portfolio,  the Sub-advisor uses an approach that combines "top down" economic analysis with "bottom up" stock selection.  The "top down" approach identifies  sectors,  industries and companies that should benefit from the trends the  Sub-advisor  has observed.  The  Sub-advisor then looks for individual  companies with earnings growth  potential that may not be recognized by the market at large, a "bottom up" stock selection.

------------------------------------------------------------------------------------------------------------------------------------
LARGE CAP       AST Goldman Sachs Concentrated  Growth (f/k/a AST JanCap Growth):  seeks growth of capital in a   Goldman Sachs
GROWTH          manner  consistent  with  the  preservation  of  capital.   Realization  of  income  is  not  a   Asset Management
                significant  investment  consideration and any income realized on the Portfolio's  investments, therefore,  will be  incidental to the  Portfolio's  objective.  The Portfolio  will pursue its objective  by investing  primarily  in equity  securities  of  companies  that the  Sub-advisor believes have  potential to achieve  capital  appreciation  over the  long-term.  The Portfolio seeks to achieve  its  investment  objective  by  investing,  under  normal  circumstances,  in approximately  30 - 45 companies  that are  considered by the  Sub-advisor to be positioned for long-term growth.

------------------------------------------------------------------------------------------------------------------------------------
LARGE CAP       AST DeAM  Large-Cap  Growth:  seeks  maximum  growth of capital by  investing  primarily in the   Deutsche Asset
GROWTH          growth stocks of larger  companies.  The Portfolio  pursues its objective,  under normal market   Management, Inc.

                conditions,  by primarily  investing at least 80% of its total assets in the equity  securities of large-sized  companies  included in the Russell 1000(R)Growth Index. The Sub-advisor  employs
                an  investment   strategy   designed  to  maintain  a  portfolio  of  equity  securities  which approximates  the market risk of those stocks  included in the Russell 1000(R)Growth Index,  but which attempts to outperform the Russell 1000(R)Growth Index through active stock selection.

------------------------------------------------------------------------------------------------------------------------------------
LARGE CAP       AST DeAM Large-Cap Value (f/k/a AST Janus Strategic Value):  seeks maximum growth of capital by   Deutsche Asset
VALUE           investing  primarily  in the value  stocks of  larger  companies.  The  Portfolio  pursues  its   Management, Inc.
                objective,  under normal market conditions, by primarily investing at least 80% of the value of its assets in the equity  securities  of  large-sized  companies  included in the Russell 1000(R)
                Value Index. The Sub-advisor  employs an investment  strategy  designed to maintain a portfolio of equity  securities  which  approximates  the market  risk of those  stocks  included  in the
                Russell  1000(R) Value Index,  but which  attempts to  outperform  the Russell  1000(R)Value
                Index through active stock selection.

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LARGE CAP       AST Alliance/Bernstein  Growth + Value: seeks capital growth by investing  approximately 50% of   Alliance Capital
BLEND           its assets in growth  stocks of large  companies and  approximately  50% of its assets in value   Management, L.P.

                stocks of large  companies.  The Portfolio will invest primarily in commons tocks of large U.S.
                companies included in the Russell 1000(R)Index (the "Russell 1000(R)"). The Russell 1000(R) is a
                market capitalization-weighted  index that measures the  performance of the 1,000 largest U.S.
                companies.  Normally,  about 60-85  companies will be represented in the Portfolio,  with 25-35 companies  primarily from the Russell 1000(R)Growth Index constituting  approximately 50% of the
                Portfolio's  net assets and 35-50  companies  primarily  from the  Russell  1000(R)Value  Index
                constituting  the  remainder  of  the  Portfolio's  net  assets.   There  will  be  a  periodic
                rebalancing  of each  segment's  assets  to take  account  of market  fluctuations  in order to maintain the approximately equal allocation.

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LARGE CAP       AST Sanford  Bernstein Core Value:  seeks  long-term  capital growth by investing  primarily in   Sanford C.
VALUE           common stocks.  The  Sub-advisor  expects that the majority of the  Portfolio's  assets will be   Bernstein & Co.,
                invested in the common stocks of large  companies  that appear to be  undervalued.  Among other   LLC
                things, the Portfolio seeks to identify compelling buying opportunities  created when companies are undervalued on the basis of investor  reactions to near-term problems or circumstances even though their long-term  prospects  remain sound. The Sub-advisor  seeks to identify  individual companies with earnings growth potential that may not be recognized by the market at large.

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                                                                                                                      PORTFOLIO
STYLE/                                                                                                                 ADVISOR/
 TYPE                                           INVESTMENT OBJECTIVES/POLICIES                                       SUB-ADVISOR
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REAL ESTATE     AST Cohen & Steers Realty:  seeks to maximize  total return  through  investment in real estate   Cohen & Steers
(REIT)          securities.  The  Portfolio  pursues  its  investment  objective  by  investing,  under  normal   Capital
                circumstances,  at least 80% of its net assets in  securities  of real  estate  issuers.  Under   Management, Inc.
                normal  circumstances,  the Portfolio will invest substantially all of its assets in the equity securities of real estate companies,  i.e., a company that derives at least 50% of its revenues from the ownership,  construction,  financing, management or sale of real estate or that has at least  50% of its  assets in real  estate.  Real  estate  companies  may  include  real  estate investment trusts or REITs.

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MANAGED INDEX   AST Sanford Bernstein Managed Index 500: will invest, under normal circumstances,  at least 80%   Sanford C.
                of its net assets in  securities  included in the Standard & Poor's 500  Composite  Stock Price   Bernstein & Co.,
                Index  (the  "S&P(R)500 ").  The  Portfolio  seeks  to  outperform  the S&P 500  through  stock   LLC
                selection  resulting  in  different  weightings  of common  stocks  relative to the index.  The
                Portfolio will invest  primarily in the common stocks of companies  included in the S&P 500. In seeking  to  outperform  the S&P  500,  the  Sub-advisor  starts  with a  portfolio  of  stocks representative  of the holdings of the index.  It then uses a set of  fundamental  quantitative criteria  that are designed to indicate  whether a particular  stock will  predictably  perform better or worse than the S&P 500. Based on these criteria,  the Sub-advisor  determines whether the  Portfolio  should  over-weight,  under-weight  or hold a  neutral  position  in the  stock relative  to the  proportion  of the S&P 500  that  the  stock  represents.  In  addition,  the
                Sub-advisor  also  may  determine  that  based on the  quantitative  criteria,  certain  equity securities that are not included in the S&P 500 should be held by the Portfolio.
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GROWTH          AST American  Century Income & Growth:  seeks capital growth with current income as a secondary   American Century
AND             objective.  The Portfolio  invests  primarily in common stocks that offer potential for capital   Investment
INCOME          growth,  and may,  consistent  with its  investment  objective,  invest  in stocks  that  offer   Management, Inc.

                potential for current income.  The  Sub-advisor  utilizes a quantitative  management  technique with a goal of building an equity  portfolio  that  provides  better  returns  than the S&P 500
                Index without taking on significant  additional risk and while  attempting to create a dividend yield that will be greater than the S&P 500 Index.

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GROWTH          AST Alliance Growth and Income:  seeks long-term  growth of capital and income while attempting   Alliance Capital
AND             to avoid excessive  fluctuations in market value. The Portfolio  normally will invest in common   Management, L.P.
INCOME          stocks  (and  securities   convertible  into  common  stocks).  The  Sub-advisor  will  take  a value-oriented  approach,  in that it will  try to keep  the  Portfolio's  assets  invested  in securities that are selling at reasonable  valuations in relation to their fundamental business prospects.  The  stocks  that the  Portfolio  will  normally  invest in are  those of  seasoned companies.

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GROWTH          AST MFS Growth with  Income:  seeks long term growth of capital  with a secondary  objective to   Massachusetts
AND             seek  reasonable  current  income.  Under normal market  conditions,  the Portfolio  invests at   Financial Services
INCOME          least 65% of its net assets in common stocks and related securities,  such as preferred stocks,   Company

                convertible  securities  and  depositary  receipts.  The stocks in which the Portfolio  invests generally  will pay  dividends.  While the Portfolio  may invest in companies of any size,  the
                Portfolio  generally  focuses  on  companies  with  larger  market   capitalizations  that  the
                Sub-advisor  believes have  sustainable  growth  prospects and attractive  valuations  based on current and  expected  earnings  or cash flow.  The  Portfolio  may invest up to 20% of its net assets in foreign securities.

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EQUITY INCOME   AST INVESCO Capital Income (f/k/a AST INVESCO Equity Income):  seeks capital growth and current   INVESCO Funds
                income  while  following  sound  investment  practices.  The  Portfolio  seeks to  achieve  its   Group, Inc.
                objective by investing in  securities  that are expected to produce  relatively  high levels of income and consistent,  stable returns.  The Portfolio normally will invest at least 65% of its assets in  dividend-paying  common and preferred stocks of domestic and foreign issuers.  Up to
                30% of the  Portfolio's  assets may be  invested in equity  securities  that do not pay regular dividends.

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                                                                                                                      PORTFOLIO
STYLE/                                                                                                                 ADVISOR/
 TYPE                                           INVESTMENT OBJECTIVES/POLICIES                                       SUB-ADVISOR
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BALANCED        AST DeAM Global  Allocation:  seeks a high level of total  return by  investing  primarily in a   Deutsche Asset
                diversified  portfolio  of  mutual  funds.  The  Portfolio  seeks  to  achieve  its  investment   Management, Inc.
                objective  by  investing  in  several  other  AST  Portfolios  ("Underlying  Portfolios").  The
                Portfolio intends its strategy of investing in combinations of Underlying  Portfolios to result in  investment  diversification  that an  investor  could  otherwise  achieve  only by  holding numerous  investments.  The  Portfolio  is  expected  to be  invested  in  at  least  six  such
                Underlying  Portfolios at any time. It is expected that the  investment  objectives of such AST
                Portfolios will be diversified.
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BALANCED        AST  American  Century  Strategic  Balanced:  seeks  capital  growth and  current  income.  The   American Century
                Sub-advisor  intends  to  maintain  approximately  60%  of the  Portfolio's  assets  in  equity   Investment
                securities and the remainder in bonds and other fixed income  securities.  Both the Portfolio's   Management, Inc.
                equity and fixed  income  investments  will  fluctuate  in value.  The equity  securities  will fluctuate  depending on the  performance of the companies that issued them,  general market and economic  conditions,  and investor  confidence.  The fixed income investments will be affected primarily by rising or falling interest rates and the credit quality of the issuers.

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ASSET           AST T. Rowe Price Asset Allocation:  seeks a high level of total return by investing  primarily   T. Rowe Price
ALLOCATION      in a  diversified  portfolio  of fixed income and equity  securities.  The  Portfolio  normally   Associates, Inc.
                invests  approximately  60% of its total  assets in equity  securities  and 40% in fixed income securities.  The Sub-advisor  concentrates common stock investments in larger, more established companies,  but the  Portfolio may include small and  medium-sized  companies  with good growth prospects.  The fixed income portion of the Portfolio will be allocated among  investment grade securities, high yield or "junk" bonds, foreign high quality debt securities and cash reserves.

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GLOBAL BOND     AST T. Rowe Price Global  Bond:  seeks to provide  high  current  income and capital  growth by   T. Rowe Price
                investing  in  high-quality  foreign and U.S.  dollar-denominated  bonds.  The  Portfolio  will   International,
                invest at least 80% of its total  assets in all types of high  quality  bonds  including  those   Inc.
                issued  or  guaranteed  by U.S.  or  foreign  governments  or  their  agencies  and by  foreign authorities,  provinces and  municipalities  as well as investment  grade  corporate  bonds and mortgage and  asset-backed  securities of U.S. and foreign  issuers.  The  Portfolio  generally invests in countries where the combination of fixed-income  returns and currency exchange rates appears attractive,  or, if the currency trend is unfavorable,  where the Sub-advisor  believes that the currency risk can be minimized  through  hedging.  The Portfolio may also invest up to
                20% of its assets in the aggregate in below  investment-grade,  high-risk bonds ("junk bonds").
                In addition,  the  Portfolio may invest up to 30% of its assets in  mortgage-backed  (including derivatives,  such as collateralized mortgage obligations and stripped mortgage securities) and asset-backed securities.
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HIGH YIELD      AST Federated  High Yield:  seeks high current  income by investing  primarily in a diversified   Federated
BOND            portfolio of fixed income  securities.  The Portfolio will invest at least 80% of its assets in   Investment
                fixed  income  securities  rated BBB and below.  These  fixed  income  securities  may  include   Counseling
                preferred  stocks,   convertible  securities,   bonds,   debentures,   notes,  equipment  lease
                certificates  and equipment trust  certificates.  A fund that invests  primarily in lower-rated fixed  income  securities  will be subject to greater risk and share price  fluctuation  than a typical  fixed income fund,  and may be subject to an amount of risk that is  comparable  to or greater than many equity funds.

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                                                                                                                      PORTFOLIO
STYLE/                                                                                                                 ADVISOR/
 TYPE                                           INVESTMENT OBJECTIVES/POLICIES                                       SUB-ADVISOR
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BOND            AST Lord Abbett  Bond-Debenture:  seeks high  current  income and the  opportunity  for capital   Lord, Abbett &
                appreciation  to produce a high total  return.  To pursue its  objective,  the  Portfolio  will   Co. LLC
                invest,  under  normal  circumstances,  at least 80% of the value of its assets in fixed income securities and normally  invests  primarily in high yield and investment grade debt securities, securities  convertible  in common stock and  preferred  stocks.  The  Portfolio  may find good value in high yield  securities,  sometimes  called  "lower-rated  bonds" or "junk  bonds," and frequently  may have more than half of its assets  invested in those  securities.  At least 20%
                of the  Portfolio's  assets  must be  invested  in any  combination  of  investment  grade debt securities,  U.S.  Government  securities  and cash  equivalents.  The  Portfolio may also make significant  investments  in  mortgage-backed  securities.  Although the  Portfolio  expects to maintain  a  weighted  average  maturity  in the  range of five to twelve  years,  there are no restrictions  on the overall  Portfolio or on individual  securities.  The Portfolio may invest up to 20% of its net assets in equity securities.
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BOND            AST DeAM Bond:  seeks a high level of income,  consistent  with the  preservation  of  capital.   Deutsche Asset
                Under  normal  circumstances,  the  Portfolio  invests  at least  80% of its  total  assets  in   Management, Inc.
                intermediate-term  U.S.  Treasury,   corporate,   mortgage-backed  and  asset-backed,   taxable
                municipal and tax-exempt  municipal bonds. The Portfolio  invests primarily in investment grade fixed  income  securities  rated  within  the  top  three  rating  categories  of a  nationally recognized  rating  organization.  Fixed  income  securities  may be issued by U.S. and foreign corporations or entities including banks and various government entities.
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BOND            AST PIMCO Total Return Bond:  seeks to maximize total return  consistent  with  preservation of   Pacific Investment
                capital  and  prudent  investment  management.  The  Portfolio  will  invest  in a  diversified   Management Company
                portfolio of fixed-income  securities of varying maturities.  The average portfolio duration of   LLC
                the  Portfolio  generally  will  vary  within a three-  to  six-year  time  frame  based on the
                Sub-advisor's forecast for interest rates.
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BOND            AST PIMCO Limited  Maturity Bond: seeks to maximize total return  consistent with  preservation   Pacific Investment
                of capital  and prudent  investment  management.  The  Portfolio  will invest in a  diversified   Management Company
                portfolio of fixed-income  securities of varying maturities.  The average portfolio duration of   LLC
                the  Portfolio  generally  will  vary  within  a one- to  three-year  time  frame  based on the
                Sub-advisor's forecast for interest rates.
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MONEY MARKET    AST Money  Market:  seeks high  current  income and  maintain  high  levels of  liquidity.  The   Wells Capital
                Portfolio  attempts to  accomplish  its  objective by  maintaining  a  dollar-weighted  average   Management, Inc.
                maturity  of not  more  than 90 days  and by  investing  in  securities  which  have  effective maturities of not more than 397 days.

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EMERGING        Montgomery  Variable Series - Emerging  Markets:  seeks long-term capital  appreciation,  under   Gartmore Global
MARKETS         normal  conditions  by investing at least 80% of its total assets in stocks of companies of any   Asset Management
                size based in the world's developing  economies.  Under normal market  conditions,  investments   Trust/Gartmore
                are  maintained  in at least six countries at all times and no more than 35% of total assets in   Global Partners
                any single one of them.

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EQUITY INCOME   WFVT Equity Income:  seeks long-term capital  appreciation and  above-average  dividend income.   Wells Fargo Funds
                The  Portfolio  pursues its  objective  primarily by  investing in the common  stocks of large,   Management, LLC
                domestic companies with  above-average  return potential based on current market valuations and above-average  dividend income. Under normal market conditions,  the Portfolio invests at least
                80% of its total assets in income producing  equity  securities and in issues of companies with market capitalizations of $3 billion or more.

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                                                                                                                      PORTFOLIO
STYLE/                                                                                                                 ADVISOR/
 TYPE                                           INVESTMENT OBJECTIVES/POLICIES                                       SUB-ADVISOR
------------------------------------------------------------------------------------------------------------------------------------
MID-CAP EQUITY  Variable  Investment  Funds - Dynamics:  seek long-term  capital growth.  The Portfolio   INVESCO Funds
INVESCO         invests at least 65% of its assets in common  stocks of mid-sized  companies.  INVESCO  defines   Group, Inc.
                mid-sized  companies as companies  that are included in the Russell  Midcap Growth Index at the time of purchase,  or if not  included in that Index,  have market  capitalizations  of between
                $2.5 billion and $15 billion at the time of purchase.  The core of the Portfolio's  investments are in securities of established  companies that are leaders in attractive  growth markets with a history of strong  returns.  The  remainder  of the  Portfolio is invested in  securities  of companies  that show  accelerating  growth,  driven by product  cycles,  favorable  industry or sector  conditions,  and other  factors  that  INVESCO  believes  will  lead to rapid  sales or earnings growth.

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SECTOR          Variable  Investment Funds - Technology:  seeks capital growth.  The Portfolio normally   INVESCO Funds
INVESCO         invests  80% of its net assets in the  equity  securities  and  equity-related  instruments  of   Group, Inc.
                companies  engaged in  technology-related  industries.  These include,  but are not limited to, various applied technologies, hardware, software, semiconductors,  telecommunications equipment and services and service-related  companies in information  technology.  Many of these products and services are subject to rapid obsolescence,  which may lower market value of the securities of the  companies  in this  sector.  At any given time,  20% of the  Portfolio's  assets is not required to be invested in the sector.

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SECTOR          Variable  Investment  Funds - Health  Sciences:  seeks capital  growth.  The Portfolio   INVESCO Funds
INVESCO         normally  invests at least 80% of its net assets in the equity  securities  and  equity-related   Group, Inc.
                instrumentsof  companies that develop,  produce or distribute  products or services  related to health care. These companies  include,  but are not limited to, medical  equipment or supplies, pharmaceuticals,  biotechnology and healthcare  providers and service  companies.  At any given time, 20% of the Portfolio's assets is not required to be invested in the sector.

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SECTOR          Variable  Investment Funds - Financial  Services:  seeks capital growth.  The Portfolio   INVESCO Funds
INVESCO         normally  invests at least 80% of its net assets in the equity  securities  and  equity-related   Group, Inc.
                instruments of companies  involved in the financial  services sector.  These companies include, but are not  limited  to,  banks  (regional  and  money-centers),  insurance  companies  (life,
                property  and  casualty,  and  multiline),   investment  and  miscellaneous  industries  (asset
                managers,  brokerage  firms,  and  government-sponsored  agencies)  and  suppliers to financial services  companies.  At any given time,  20% of the  Portfolio's  assets is not required to be invested in the sector.

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SECTOR          Variable  Investment  Funds -  Telecommunications:  seeks  capital  growth and current   INVESCO Funds
INVESCO         income.  The  Portfolio  normally  invests 80% of its net assets in the equity  securities  and   Group, Inc.
                equity-related  instruments  of  companies  engaged in the  design,  development,  manufacture, distribution,  or sale of  communications  services  and  equipment,  and  companies  that  are involved in supplying equipment or services to such companies.  The  telecommunications  sector
                includes,   but  is  not  limited  to,  companies  that  offer  telephone  services,   wireless
                communications,  satellite communications,  television and movie programming,  broadcasting and
                Internet access. Many of these products and services are subject to rapid  obsolescence,  which may lower the market value of the  securities  of the  companies  in this sector.  At any given time, 20% of the Portfolio's assets is not required to be invested in the sector.

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GLOBAL EQUITY   Evergreen VA Global Leaders:  seeks to provide  investors with long-term  capital  growth.  The   Evergreen
                Portfolio  normally  invests as least 65% of its assets in a diversified  portfolio of U.S. and   Investment
                non-U.S.   equity  securities  of  companies  located  in  the  world's  major   industrialized   Management
                countries.  The Portfolio  will invest in no less than three  countries,  which may include the   Company, LLC
                U.S.,  but may invest more than 25% of its assets in one country.  The  Portfolio  invests only in the best 100  companies,  which are  selected by the  Portfolio's  manager  based on as high return on equity,  consistent  earnings growth,  established  market presence and industries or sectors with significant growth prospects.
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                                                                                                                      PORTFOLIO
STYLE/                                                                                                                 ADVISOR/
 TYPE                                           INVESTMENT OBJECTIVES/POLICIES                                       SUB-ADVISOR
------------------------------------------------------------------------------------------------------------------------------------
SMALL CAP       Evergreen VA Special Equity:  seeks capital  growth.  The Portfolio  normally  invests at least   Evergreen
EQUITY          80% of its assets in common  stocks of small  U.S.  companies  (i.e.,  companies  whose  market   Investment
                capitalizations  fall within the range of the Russell  2000(R)Index,  at the time of  purchase).  Management
                The remaining 20% of the  Portfolio's  assets may be represented by cash or invested in various   Company, LLC
                cash  equivalents.  The Portfolio's  manager selects stocks of companies which it believes have the potential for accelerated growth in earnings and price.

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MID-CAP EQUITY  Evergreen VA Omega:  seeks long-term capital growth.  The Portfolio invests primarily in common   Evergreen
                stocks and  securities  convertible  into  common  stocks of U.S.  companies  across all market   Investment
                capitalizations.  The  Portfolio's  managers  employ  a  growth  style  of  equity  management.   Management
                "Growth" stocks are stocks of companies that the Portfolio's  managers believe have anticipated   Company, LLC
                earnings ranging from steady to accelerated growth.

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INTER-NATIONAL  ProFund  VP  Europe  30:  seeks  daily  investment  results,  before  fees and  expenses,  that   ProFund Advisors
EQUITY          correspond to the daily  performance of the ProFunds  Europe 30 Index.  The ProFunds  Europe 30   LLC
                Index,  created by ProFund  Advisors,  is composed of 30 companies whose principal  offices are located  in Europe  and whose  securities  are  traded on U.S.  exchanges  or on the  NASDAQ as depositary  receipts or ordinary  shares.  The  component  companies in the ProFunds  Europe 30
                Index are  determined  annually  based upon their U.S.  dollar-traded  volume.  Their  relative weights are determined based on a modified market capitalization method.

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INTER-NATIONAL  ProFund VP Asia 30: seeks daily investment results,  before fees and expenses,  that correspond   ProFund Advisors
EQUITY          to the daily  performance  of the ProFunds Asia 30 Index.  The ProFunds Asia 30 Index,  created   LLC

                by ProFund Advisors,  is composed of 30 of the companies whose principal offices are located in the Asia/Pacific region,  excluding Japan, and whose securities are traded on U.S. exchanges or on the NASDAQ as  depository  receipts or  ordinary  shares.  The  component  companies  in the
                ProFunds Asia 30 Index are  determined  annually  based upon their U.S.  dollar-traded  volume.
                Their relative weights are determined based on the modified market capitalization method.

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INTER-NATIONAL  ProFund VP Japan: seeks daily investment results,  before fees and expenses, that correspond to   ProFund Advisors
EQUITY          the daily  performance  of the Nikkei 225 Stock  Average.  Since the  Japanese  markets are not   LLC
                open when  ProFund VP Japan  values its  shares,  ProFund VP Japan  determines  its  success in meeting this  investment  objective by comparing its daily return on a given day with the daily performance of related  futures  contracts  traded in the United  States.  The Nikkei 225 Stock
                Average is a price-weighted  index of 225 large,  actively traded Japanese stocks traded on the
                Tokyo Stock Exchange.  The Index is computed and distributed by the Nihon Keizai Shimbun.

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SECTOR          ProFund VP Banks: seeks daily investment results,  before fees and expenses, that correspond to   ProFund Advisors
                the daily  performance  of the Dow Jones U.S.  Banks  Sector  Index.  The Dow Jones U.S.  Banks   LLC
                Index measures the  performance of the banking  industry of the U.S.  equity market.  Component companies  include all  regional  and major U.S.  domiciled  international  banks,  savings and loans, savings banks,  thrifts,  building  associations and societies.  Investment and merchant banks are excluded.
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SECTOR          ProFund VP Basic Materials:  seeks daily  investment  results,  before fees and expenses,  that   ProFund Advisors
                correspond to the daily  performance of the Dow Jones U.S. Basic  Materials  Sector Index.  The   LLC
                Dow Jones U.S. Basic  materials  Sector Index measures the  performance of the basic  materials economic sector of the U.S. equity market.  Component  companies are involved in the production of aluminum,  commodity chemicals,  specialty chemicals,  forest products,  non-ferrous metals, paper products, precious metals and steel.
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SECTOR          ProFund VP  Biotechnology:  seeks daily  investment  results,  before fees and  expenses,  that   ProFund Advisors
                correspond to the daily  performance of the Dow Jones U.S.  Biotechnology  Index. The Dow Jones   LLC
                U.S.  Biotechnology  Index measures the performance of the  biotechnology  industry of the U.S.
                equity  market.  Component  companies  include  those engaged in genetic  research,  and/or the marketing  and  development  of  recombinant  DNA  products.  Makers  of  artificial  blood and contract biotechnology researchers are also included in the Index.
------------------------------------------------------------------------------------------------------------------------------------

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                                                                                                                      PORTFOLIO
STYLE/                                                                                                                 ADVISOR/
 TYPE                                           INVESTMENT OBJECTIVES/POLICIES                                       SUB-ADVISOR
------------------------------------------------------------------------------------------------------------------------------------
SECTOR          ProFund VP Consumer Cyclical:  seeks daily investment results,  before fees and expenses,  that   ProFund Advisors
                correspond to the daily  performance of the Dow Jones U.S.  Consumer Cyclical Sector Index. The   LLC
                Dow Jones U.S.  Consumer  Cyclical  Sector  Index  measures  the  performance  of the  consumer cyclical  economic  sector of the U.S. equity market.  Component  companies  include  airlines, auto manufacturers,  auto parts, tires, casinos,  consumer  electronics,  recreational products and services,  restaurants,  lodging, toys, home construction, home furnishings and appliances, footwear, clothing and fabrics.
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SECTOR          ProFund VP Consumer  Non-Cyclical:  seeks daily investment  results,  before fees and expenses,   ProFund Advisors
                that correspond to the daily  performance of the Dow Jones U.S.  Consumer  Non-Cyclical  Sector   LLC
                Index. The Dow Jones U.S.  Consumer  Non-Cyclical  Sector Index measures the performance of the consumer  non-cyclical  economic sector of the U.S. equity market.  Component companies include beverage  companies,  consumer service  companies,  durable and non-durable  household  product manufacturers, cosmetic companies, food products and agriculture and tobacco products.
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SECTOR          ProFund VP Energy:  seeks daily investment results,  before fees and expenses,  that correspond   ProFund Advisors
                to the daily  performance of the Dow Jones U.S. Energy Sector Index.  The Dow Jones U.S. Energy   LLC
                Sector  Index  measures  the  performance  of the  energy  sector  of the U.S.  equity  market.
                Component  companies include oil drilling  equipment and services,  coal, oil  companies-major, oil companies-secondary,  pipelines, liquid, solid or gaseous fossil fuel producers and service companies.
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SECTOR          ProFund  VP  Financial:  seeks  daily  investment  results,  before  fees  and  expenses,  that   ProFund Advisors
                correspond to the daily  performance  of the Dow Jones U.S.  Financial  Sector  Index.  The Dow   LLC
                Jones U.S.  Financial Sector Index measures the performance of the financial  services economic sector of the U.S.  equity market.  Component  companies  include  regional  banks,  major U.S.
                domiciled  international banks, full line, life, and property and casualty insurance companies, companies that invest,  directly or indirectly in real estate,  diversified financial companies such  as  Fannie  Mae,  credit  card  insurers,  check  cashing  companies,  mortgage  lenders, investment  advisers and securities  broker-dealers,  investment banks,  merchant banks, online brokers, publicly traded stock exchanges.
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SECTOR          ProFund  VP  Healthcare:  seeks  daily  investment  results,  before  fees and  expenses,  that   ProFund Advisors
                correspond to the daily  performance of the Dow Jones U.S.  Healthcare  Sector Index.  The Down   LLC
                Jones U.S.  healthcare Sector Index measures the performance of the healthcare  economic sector of the U.S. equity market.  Component  companies  include health care providers,  biotechnology companies, medical supplies, advanced medical devices and pharmaceuticals.
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SECTOR          ProFund  VP  Industrial:  seeks  daily  investment  results,  before  fees and  expenses,  that   ProFund Advisors
                correspond to the daily  performance  of the Dow Jones U.S.  Industrial  Sector Index.  The Dow   LLC
                Jones U.S.  Industrial Sector Index measures the performance of the industrial  economic sector
                of  the  U.S.  equity  market.   Component   companies   include  building   materials,   heavy
                construction,  factory  equipment,  heavy machinery,  industrial  services,  pollution control,
                containers  and  packaging,   industrial  diversified,   air  freight,  marine  transportation,
                railroads,  trucking,  land-transportation  equipment,  shipbuilding,  transportation services, advanced industrial equipment, electric components and equipment, and aerospace.
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SECTOR          ProFund VP Internet:  seeks daily investment results, before fees and expenses, that correspond   ProFund Advisors
                to the daily  performance  of the Dow  Jones  U.S.  Internet  Index.  The Dow  Jones  Composite   LLC
                Internet Index measures the  performance of stocks in the U.S. equity markets that generate the majority  of their  revenues  from the  Internet.  The  Index is  composed  of two  sub-groups:
                Internet  Commerce - companies that derive the majority of their revenues from providing  goods and/or services through an open network,  such as a web site; and Internet Services - companies that derive the majority of their revenues from  providing  access to the Internet or providing services to people using the Internet.
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                                                                                                                      PORTFOLIO
STYLE/                                                                                                                 ADVISOR/
 TYPE                                           INVESTMENT OBJECTIVES/POLICIES                                       SUB-ADVISOR
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SECTOR          ProFund VP  Pharmaceuticals:  seeks daily investment  results,  before fees and expenses,  that   ProFund Advisors
                correspond to the daily  performance of the Dow Jones U.S.  Pharmaceuticals  Sector Index.  The   LLC
                Dow Jones U.S.  Pharmaceuticals Index measures the performance of the pharmaceuticals  industry of the U.S.  equity  market.  Component  companies  include  the  makers  of  prescription  and over-the-counter  drugs, such as aspirin, cold remedies,  birth control pills, and vaccines, as well as companies engaged in contract drug research..
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SECTOR          ProFund VP Precious Metals:  seeks daily  investment  results,  before fees and expenses,  that   ProFund Advisors
                correspond to the daily  performance  of the  Philadelphia  Stock Exchange Gold & Silver Sector   LLC
                Index.  The  Philadelphia  Stock Exchange Gold and Silver Sector Index measures the performance of the gold and  silver  mining  industry  of the global  equity  market.  Component  companies include  companies  involved in the mining and production of gold,  silver,  and other precious metals,  precious  stones and pearls.  The Index does not include  producers  of  commemorative medals and coins that are made of these metals.
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SECTOR          ProFund VP Real  Estate:  seeks  daily  investment  results,  before  fees and  expenses,  that   ProFund Advisors
                correspond to the daily  performance  of the Dow Jones U.S.  Real Estate  Index.  The Dow Jones   LLC
                U.S. Real Estate Index measures the  performance of the real estate industry of the U.S. equity
                market.   Component  companies  include  those  that  invest  directly  or  indirectly  through
                development,   management  or  ownership  of  shopping  malls,  apartment  buildings,   housing
                developments  and, real estate  investment  trusts ("REITs") that invest in apartments,  office and  retail  properties.  REITs are  passive  investment  vehicles  that  invest  primarily  in income-producing real estate or real estate related loans or interests.
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SECTOR          ProFund VP  Semiconductor:  seeks daily  investment  results,  before fees and  expenses,  that   ProFund Advisors
                correspond to the daily  performance of the Dow Jones U.S.  Semiconductor  Index. The Dow Jones   LLC
                U.S.  Semiconductor  Index measures the performance of the  semiconductor  industry of the U.S.
                equity market.  Component  companies are engaged in the production of semiconductors  and other integrated chips, as well as other related products such as circuit boards and motherboards.
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SECTOR          ProFund  VP  Technology:  seeks  daily  investment  results,  before  fees and  expenses,  that   ProFund Advisors
                correspond to the daily  performance  of the Dow Jones U.S.  Technology  Sector Index.  The Dow   LLC
                Jones U.S.  Technology  Sector Index measures the  performance of the technology  sector of the
                U.S.  equity  market.  Component  companies  include  those  involved in  computers  and office
                equipment,  software,   communications  technology,   semiconductors,   diversified  technology
                services and internet services.
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SECTOR          ProFund VP Telecommunications:  seeks daily investment results,  before fees and expenses, that   ProFund Advisors
                correspond to the daily performance of the Dow Jones U.S.  Telecommunications Sector Index. The   LLC
                Dow  Jones  U.S.   Telecommunications   Sector   Index   measures   the   performance   of  the
                telecommunications  economic  sector of the U.S.  equity market.  Component  companies  include fixed line communications and wireless communications companies.
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SECTOR          ProFund  VP  Utilities:  seeks  daily  investment  results,  before  fees  and  expenses,  that   ProFund Advisors
                correspond to the daily  performance  of the Dow Jones U.S.  Utilities  Sector  Index.  The Dow   LLC
                Jones U.S.  Utilities Sector Index measures the performance of the utilities economic sector of the U.S. equity market.  Component  companies  include  electric  utilities,  gas utilities and water utilities.
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                                                                                                                      PORTFOLIO
STYLE/                                                                                                                 ADVISOR/
 TYPE                                           INVESTMENT OBJECTIVES/POLICIES                                       SUB-ADVISOR
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THE PROFUND VP PORTFOLIOS DESCRIBED BELOW ARE AVAILABLE AS SUB-ACCOUNTS TO ALL ANNUITY OWNERS. EACH PORTFOLIO PURSUES AN INVESTMENT
STRATEGY THAT SEEKS TO PROVIDE DAILY INVESTMENT RESULTS, BEFORE FEES AND EXPENSES, THAT MATCH A WIDELY FOLLOWED INDEX, INCREASE BY A
SPECIFIED FACTOR RELATIVE TO THE INDEX, MATCH THE INVERSE OF THE INDEX OR THE INVERSE OF THE INDEX MULTIPLIED BY A SPECIFIED FACTOR.
THE INVESTMENT STRATEGY OF SOME OF THE PORTFOLIOS MAY MAGNIFY (BOTH POSITIVELY AND NEGATIVELY) THE DAILY INVESTMENT RESULTS OF THE
APPLICABLE INDEX. IT IS RECOMMENDED THAT ONLY THOSE ANNUITY OWNERS WHO ENGAGE A FINANCIAL ADVISOR TO ALLOCATE THEIR ACCOUNT VALUE
USING A STRATEGIC OR TACTICAL ASSET ALLOCATION STRATEGY INVEST IN THESE PORTFOLIOS. WE HAVE ARRANGED THE PORTFOLIOS BASED ON THE
INDEX ON WHICH IT'S INVESTMENT STRATEGY IS BASED.

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The S&P 500 Index(R)is a widely used measure of large-cap U.S. stock market performance. It includes a representative sample of leading companies in leading industries. Companies are selected for inclusion in the Index by Standard & Poor's(R)for being U.S.
companies with adequate liquidity, appropriate market capitalization financial viability and public float.

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S&P 500         ProFund VP Bull: seeks daily investment results,  before fees and expenses,  that correspond to   ProFund Advisors
                the daily performance of the S&P 500(R)Index.                                                     LLC
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S&P 500         ProFund VP Bear: seeks daily investment results,  before fees and expenses,  that correspond to   ProFund Advisors
                the inverse  (opposite) of the daily  performance of the S&P 500(R)Index.  If ProFund VP Bear is  LLC
                successful in meeting its objective,  its net asset value should gain  approximately  the same, on a  percentage  basis,  as any  decrease  in the S&P 500(R)Index when the Index  declines on a given  day.  Conversely,  its  net  asset  value  should  lose  approximately  the  same,  on a percentage basis, as any increase in the Index when the Index rises on a given day.

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S&P 500         ProFund VP UltraBull (f/k/a ProFund VP Bull Plus): seeks daily investment results,  before fees   ProFund Advisors
                and expenses,  that correspond to twice (200%) the daily  performance of the S&P 500(R)Index. If  LLC the ProFund VP UltraBull is  successful  in meeting its  objective,  its net asset value should gain  approximately  twice as much, on a percentage basis, as the S&P 500(R)Index when the Index rises on a given day.  Conversely,  its net asset  value  should  lose  approximately  twice as much,  on a percentage  basis,  as the Index when the Index  declines on a given day.  Prior to
                May 1, 2003,  ProFund VP UltraBull was named "ProFund VP Bull Plus" and sought daily investment results that corresponded to one and one-half times the daily performance of the S&P 500(R)Index
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The NASDAQ-100 Index(R)is a market capitalization weighted index that includes 100 of the largest domestic and international non-financial companies listed on The NASDAQ Stock Market.

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NASDAQ 100      ProFund VP OTC: seeks daily investment  results, before fees and expenses, that correspond to     ProFund Advisors
                the daily performance of the NASDAQ-100 Index(R). "OTC" in the name of ProFund VP OTC reflers     LLC
                to  securities  that do not  trade on a U.S.  securities  exchange,  as  registered  under  the
                Securities Exchange Act of 1934.
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NASDAQ 100      ProFund VP Short OTC: seeks daily investment results, before fees and expenses, that              ProFund Advisors
                correspond to the inverse (opposite) of the daily performance of the NASDAQ-100 Index(R). If      LLC
                ProFund VP Short OTC is successful in meeting its objective, its net asset value should gain approximately the same, on a percentage basis, as any decrease in the NASDAQ-100 Index(R)when the Index declines on a given day. Conversely, its net asset value should lose approximately the same, on a percentage basis, as any increase in the Index when the Index rises on a given day. "OTC" in the name of ProFund VP Short OTC refers to securities that do not trade on a
                U.S. securities exchange, as registered under the Securities Exchange Act of 1934.
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                                                                                                                      PORTFOLIO

STYLE/                                                                                                                 ADVISOR/
 TYPE                                           INVESTMENT OBJECTIVES/POLICIES                                       SUB-ADVISOR
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NASDAQ 100      ProFund VP UltraOTC:  seeks daily investment results, before fees and expenses, that correspond   ProFund Advisors
                to twice (200%) the daily performance of the NASDAQ-100 Index(R). If ProFund VP UltraOTC is       LLC
                successful in meeting its  objective,  its net asset value should gain  approximately  twice as much,  on a percentage  basis,  as the  NASDAQ-100  Index(R)when the Index rises on a given day.
                Conversely,  its net asset  value  should lose  approximately  twice as much,  on a  percentage basis,  as the Index when the Index  declines  on a given day.  "OTC" in the name of ProFund VP
                UltraOTC refers to securities that do not trade on a U.S.  securities  exchange,  as registered under the Securities Exchange Act of 1934.
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The S&P MidCap 400 Index(R)is a widely used measure of mid-sized company U.S. stock market performance. Companies are selected for inclusion in the Index by Standard & Poor's(R)for being U.S. companies with adequate liquidity, appropriate market capitalization, financial viability and public float.

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S&P MIDCAP 400  ProFund VP Mid-Cap Value: seeks daily investment results, before fees and expenses, that          ProFund Advisors
                correspond to the daily performance of the S&P MidCap 400/Barra Value Index(R). The S&P           LLC
                MidCap400/Barra Value Index(R)is designed to differentiate between fast growing  companies and slower  growing or  undervalued  companies.  Standard & Poor's and Barra  cooperate to employ a price-to-book value calculation whereby the market  capitalization of the S&P MidCap 400 Index(R)
                is divided equally between growth and value.  The index is rebalanced twice per year.

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S&P MIDCAP 400  ProFund VP Mid-Cap Growth: seeks daily investment results, before fees and expenses, that         ProFund Advisors
                correspond to the daily performance of the S&P MidCap 400/Barra Growth Index(R). The S&P MidCap   LLC
                400/Barra Growth Index(R)is designed to differentiate  between fast growing companies and slower growing  or  undervalued  companies.  Standard  &  Poor's  and  Barra  cooperate  to  employ  a price-to-book value calculation whereby the market  capitalization of the S&P MidCap 400 Index(R)
                is divided equally between growth and value.  The Index is rebalanced twice per year..

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S&P MIDCAP 400  ProFund VP UltraMid-Cap: seeks daily investment results, before fees and expenses, that           ProFund Advisors
                correspond to twice (200%) the daily  performance of the S&P MidCap 400 Index(R). If ProFund VP   LLC
                UltraMid-Cap  is  successful  in  meeting  its  objective,  its net  asset  value  should  gain approximately  twice as much,  on a  percentage  basis,  as the S&P MidCap 400 Index(R)when the
                Index rises on a given day.  Conversely,  its net asset value should lose  approximately  twice as much, on a percentage basis, as the Index when the Index declines on a given day.

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The S&P SmallCap 600 Index(R)consists of 600 domestic stocks chosen for market size, liquidity, and industry group representation.
The Index comprises stocks from the industrial, utility, financial, and transportation sectors.

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S&P SMALLCAP    ProFund VP Small-Cap Value: seeks daily investment results, before fees and expenses, that        ProFund Advisors
600             correspond to the daily performance of the S&P SmallCap 600/Barra Value Index(R). The S&P         LLC
                SmallCap  600/Barra Value Index(R)is designed to  differentiate  between fast growing  companies and slower growing or undervalued  companies.  Standard & Poor's and Barra cooperate to employ a price-to-book  value  calculation  whereby the market  capitalization  of the S&P  SmallCap 600
                Index(R)is divided equally between growth and value.  The Index is rebalanced twice per year.

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S&P SMALLCAP    ProFund VP Small-Cap Growth: seeks daily investment results, before fees and expenses, that       ProFund Advisors
600             correspond to the daily performance of the S&P SmallCap 600/Barra Growth Index(R). The S&P        LLC
                SmallCap  600/Barra Growth Index(R)is designed to differentiate  between fast growing companies and slower growing or undervalued  companies.  Standard & Poor's and Barra  cooperate to employ a price-to-book  value calculation  whereby the market  capitalization-of  the S&P SmallCap 600
                Index(R)is divided equally between growth and value.  The Index is rebalanced twice per year.

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                                                                                                                      PORTFOLIO
STYLE/                                                                                                                 ADVISOR/
 TYPE                                           INVESTMENT OBJECTIVES/POLICIES                                       SUB-ADVISOR
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The Russell 2000 Index(R)measures the performance of the 2,000 small companies in the Russell 3000 Index(R)representing approximately 8% of the total market capitalization of the Russell 3000 Index(R), which in turn represents approximately 98% of the investable U.S. equity market.

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RUSSELL 2000    ProFund VP  UltraSmall-Cap:  seeks daily  investment  results,  before fees and expenses,  that   ProFund Advisors
                correspond  to twice (200%) the daily  performance  of the Russell  2000(R)Index.  If ProFund VP  LLC
                UltraSmall-Cap  is  successful  in meeting  its  objective,  its net asset  value  should  gain approximately  twice as much, on a percentage  basis, as the Russell 2000 Index(R)when the Index rises on a given day.  Conversely,  its net asset  value  should  lose  approximately  twice as much, on a percentage basis, as the Index when the Index declines on a given day.

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U.S. GOV'T      ProFund VP U.S.  Government  Plus: seeks daily  investment  results,  before fees and expenses,   ProFund Advisors
BOND            that  correspond  to one and  one-quarter  times  (125%) the daily  price  movement of the most   LLC

                recently  issued  30-year U.S.  Treasury  Bond ("Long  Bond").  In  accordance  with its stated
                objective,  the net asset value of ProFund VP U.S. Government Plus generally should decrease as interest  rates  rise.  If  ProFund  VP U.S.  Government  Plus is  successful  in  meeting  its objective,  its net asset value should gain  approximately  one and one-quarter times (125%) as much,  on a  percentage  basis,  as any  daily  increase  in the  Long  Bond  on a  given  day.
                Conversely,  its net asset value should lose  approximately one and one-quarter (125%) as much, on a percentage basis, as any daily decrease in the Long Bond on a given day.

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U.S. GOV'T      ProFund VP Rising Rates Opportunity:  seeks daily investment results, before fees and expenses,   ProFund Advisors
BOND            that correspond to one and one-quarter  times (125%) the inverse  (opposite) of the daily price   LLC

                movement of the most recently  issued Long Bond. In accordance with its stated  objective,  the net asset value of ProFund VP rising Rates  Opportunity  generally  should decrease as interest rates fall. If ProFund VP Rising Rates  Opportunity  is  successful  in meeting its  objective, its net asset value should gain  approximately  one and one-quarter  times (125%) as much, on a percentage  basis, as any daily decrease in the Long Bond on a given day.  Conversely,  its net asset  value  should  lose  approximately  one and  one-quarter  times  (125%)  as  much,  on a percentage basis, as any daily increase in the Long Bond on a given day.

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Each portfolio of the First Defined Portfolio Fund LLC invests in the securities of a relatively few number of issuers or in a particular sector of the economy. Since the assets of each portfolio are invested in a limited number of issuers or a limited sector of the economy, the net asset value of the portfolio may be more susceptible to a single adverse economic, political or regulatory occurrence. Certain of the portfolios may also be subject to additional market risk due to their policy of investing based on an investment strategy and generally not buying or selling securities in response to market fluctuations. Each portfolio's relative lack of diversity and limited ongoing management may subject Owners to greater market risk than other portfolios.

The stock selection date for each of the strategy Portfolios of the First Defined Portfolio Fund LLC is on or about December 31st of each year. The holdings for each strategy Portfolio will be adjusted annually on or about December 31st in accordance with the
Portfolio's investment strategy. At that time, the percentage relationship among the shares of each issuer held by the Portfolio is established. Through the next one-year period that percentage will be maintained as closely as practicable when the Portfolio makes subsequent purchases and sales of the securities.

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LARGE CAP First Trust(R)10 Uncommon Values: seeks to provide above-average capital appreciation. The Portfolio seeks to achieve its objective by investing primarily in the ten common stocks selected by the Investment Policy Committee of Lehman Brothers Inc.
("Lehman Brothers") with the assistance of the Research Department of Lehman Brothers which, in their opinion have the BLEND greatest potential for capital appreciation during the next year. The stocks included in the First Trust Portfolio are adjusted annually on or about July 1st in accordance with the selections of Advisors L.P. Lehman Brothers.

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                                                                                                                      PORTFOLIO
STYLE/                                                                                                                 ADVISOR/
 TYPE                                           INVESTMENT OBJECTIVES/POLICIES                                       SUB-ADVISOR
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INTER-          The  Prudential  Series  Fund,  Inc.  - SP  Jennison  International  Growth:  seeks to  provide   Prudential
NATIONAL        long-term   growth  of  capital.   The   Portfolio   pursues  its  objective  by  investing  in   Investments LLC/
EQUITY          equity-related  securities of foreign  issuers that the  Sub-advisor  believes will increase in   Jennison
                value over a period of years.  The  Portfolio  invests  primarily  in the common stock of large   Associates LLC
                and  medium-sized  foreign  companies.  Under normal  circumstances,  the Portfolio  invests at least 65% of its total  assets in common  stock of foreign  companies  operating or based in at least five different  countries.  The Portfolio  looks  primarily for stocks of companies whose earnings are growing at a faster rate than other companies and that have  above-average  growth in earnings and cash flow, improving profitability,  strong balance sheets, management strength and strong  market  share for its  products.  The  Portfolio  also tries to buy such  stocks at attractive prices in relation to their growth prospects.
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"Standard & Poor's(R)," "S&P(R)," "S&P 500(R)," "Standard & Poor's 500," and
"500" are trademarks of the McGraw-Hill Companies, Inc. and have been licensed for use by American Skandia Investment Services, Incorporated. The Portfolio is
not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard &
Poor's makes no representation regarding the advisability of investing in the
Portfolio.

The First Trust(R)10 Uncommon Values portfolio is not sponsored or created by
Lehman Brothers, Inc. ("Lehman Brothers"). Lehman Brothers' only relationship to
First Trust is the licensing of certain trademarks and trade names of Lehman
Brothers and of the "10 Uncommon Values" which is determined, composed and calculated by Lehman Brothers without regard to First Trust or the First
Trust(R)10 Uncommon Values portfolio.

Dow Jones has no relationship to the ProFunds VP, other than the licensing of the Dow Jones sector indices and its service marks for use in connection with the ProFunds VP. The ProFunds VP are not sponsored, endorsed, sold, or promoted by Standard & Poor's or NASDAQ, and neither Standard & Poor's nor NASDAQ makes any representations regarding the advisability of investing in the ProFunds VP.

WHAT ARE THE FIXED INVESTMENT OPTIONS?

We offer fixed investment options of different durations during the accumulation period. These "Fixed Allocations" earn a guaranteed fixed rate of interest for a specified period of time, called the "Guarantee Period." In most states, we offer Fixed Allocations with Guarantee Periods from 1 to 10 years. We may also offer special purpose Fixed Allocations for use with certain optional investment programs. We guarantee the fixed rate for the entire Guarantee Period. However, if you withdraw or transfer Account Value before the end of the Guarantee
Period, we will adjust the value of your withdrawal or transfer based on a formula, called a "Market Value Adjustment." The Market Value Adjustment can
either be positive or negative, depending on the movement of applicable interest rates payable on Strips of the appropriate duration. Please refer to the section entitled "How does the Market Value Adjustment Work?" for a description of the formula along with examples of how it is calculated. You may allocate Account
Value to more than one Fixed Allocation at a time.

Fixed Allocations may not be available in all states. Availability of Fixed
Allocations is subject to change and may differ by state and by the annuity product you purchase. Please call American Skandia at 1-800-766-4530 to determine availability of Fixed Allocations in your state and for your annuity product.

FEES AND CHARGES

WHAT ARE THE CONTRACT FEES AND CHARGES?

Contingent Deferred Sales Charge: We do not deduct a sales charge from Purchase
Payments you make to your Annuity. However, we may deduct a Contingent Deferred
Sales Charge or CDSC if you surrender your Annuity or when you make a partial withdrawal. The CDSC reimburses us for expenses related to sales and distribution of the Annuity, including commissions, marketing materials and other promotional expenses. The CDSC is calculated as a percentage of your
Purchase Payment being surrendered or withdrawn during the applicable Annuity
Year. For purposes of calculating the CDSC, we consider the year following the
Issue Date of your Annuity as Year 1. The amount of the CDSC decreases over time, measured from the Issue Date of the Annuity. The CDSC percentages are shown below.

YEARS                1            2            3           4            5+
--------------- ------------ ------------ ----------- ------------ ------------
CHARGE (%)          8.5%         8.0%        7.0%         6.0%         0.0%
--------------- ------------ ------------ ----------- ------------ ------------

The CDSC period is based on the Issue Date of the Annuity, not on the date each
Purchase Payment is applied to the Annuity. Purchase Payments applied to the
Annuity after the Issue Date do not have their own CDSC period. During the first four (4) Annuity Years, under certain circumstances you can withdraw a limited amount of Account Value without paying a CDSC. This is referred to as a "Free
Withdrawal." After four (4) complete Annuity Years, you can surrender your
Annuity or make a partial withdrawal without a CDSC being deducted from the amount being withdrawn. Free Withdrawals are not treated as a withdrawal of
Purchase Payments for purposes of calculating the CDSC on a subsequent withdrawal or surrender. Withdrawals of amounts greater than the maximum Free
Withdrawal amount are treated as a withdrawal of Purchase Payments and will be assessed a CDSC during Annuity Years 1 through 4. For purposes of calculating the CDSC on a surrender or a partial withdrawal, the Purchase Payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior withdrawals under the Free Withdrawal provision or if your Account Value has declined in value due to negative market performance.

We may waive the CDSC under certain medically-related circumstances or when taking a Minimum Distribution from an Annuity purchased as a "qualified"
investment. Free Withdrawals, Medically-Related Surrenders and Minimum
Distributions are each explained more fully in the section entitled "Access to
Your Account Value".

Transfer Fee: Currently, you may make twenty (20) free transfers between investment options each Annuity Year. We will charge $10.00 for each transfer after the twentieth in each Annuity Year. We do not consider transfers made as part of a dollar cost averaging program when we count the twenty free transfers.
Transfers made as part of a rebalancing, market timing or third party investment advisory service will be subject to the twenty-transfer limit. However, all transfers made on the same day will be treated as one (1) transfer. Renewals or transfers of Account Value from a Fixed Allocation at the end of its Guarantee
Period are not subject to the Transfer Fee and are not counted toward the twenty free transfers. We may reduce the number of free transfers allowable each
Annuity Year (subject to a minimum of eight) without charging a Transfer Fee unless you make use of electronic means to transmit your transfer requests. We may eliminate the Transfer Fee for transfer requests transmitted electronically or through other means that reduce our processing costs.

Annual Maintenance Fee: During the accumulation period we deduct an Annual
Maintenance Fee. The Annual Maintenance Fee is $35.00 or 2% of your Account
Value invested in the variable investment options, whichever is less. This fee will be deducted annually on the anniversary of the Issue Date of your Annuity or, if you surrender your Annuity during the Annuity Year, the fee is deducted at the time of surrender. Currently, the Annual Maintenance Fee is only deducted if your Account Value is less than $100,000 on the anniversary of the Issue Date or at the time of surrender. We may increase the Annual Maintenance Fee.
However, any increase will only apply to Annuities issued after the date of the increase.

Tax Charges: Several states and some municipalities charge premium taxes or similar taxes. The amount of tax will vary from jurisdiction to jurisdiction and is subject to change. The tax charge currently ranges up to 3 1/2%. We generally will deduct the amount of tax payable at the time the tax is imposed, but may also decide to deduct tax charges from each Purchase Payment at the time of a withdrawal or surrender of your Annuity or at the time you elect to begin receiving annuity payments. We may assess a charge against the Sub-accounts and the Fixed Allocations equal to any taxes which may be imposed upon the separate accounts.

WHAT CHARGES APPLY SOLELY TO THE VARIABLE INVESTMENT OPTIONS?

Insurance Charge: We deduct an Insurance Charge daily against the average daily assets allocated to the Sub-accounts. The Insurance Charge is the combination of the Mortality & Expense Risk Charge (1.25%) and the Administration Charge
(0.15%). The total charge is equal to 1.40% on an annual basis. The Insurance
Charge is intended to compensate American Skandia for providing the insurance benefits under the Annuity, including the Annuity's basic death benefit that provides guaranteed benefits to your beneficiaries even if the market declines and the risk that persons we guarantee annuity payments to will live longer than our assumptions. The charge also covers administrative costs associated with providing the Annuity benefits, including preparation of the contract, confirmation statements, annual account statements and annual reports, legal and accounting fees as well as various related expenses. Finally, the charge covers the risk that our assumptions about the mortality risks and expenses under this
Annuity are incorrect and that we have agreed not to increase these charges over time despite our actual costs. We may increase the portion of the total
Insurance Charge that is deducted for administrative costs; however, any increase will only apply to Annuities issued after the date of the increase.

American Skandia may make a profit on the Insurance Charge if, over time, the actual cost of providing the guaranteed insurance obligations under the Annuity are less than the amount we deduct for the Insurance Charge. To the extent we make a profit on the Insurance Charge, such profit may be used for any other corporate purpose, including payment of other expenses that American Skandia incurs in promoting, distributing, issuing and administering the Annuity.

The Insurance Charge is not deducted against assets allocated to a Fixed
Allocation. However, the amount we credit to Fixed Allocations may also reflect similar assumptions about the insurance guarantees provided under the Annuity.

Optional Benefits: If you elect to purchase one or more optional benefits, we will deduct an additional charge on a daily basis from your Account Value allocated to the Sub-accounts. The charge for each optional benefit is deducted in addition to the Insurance Charge due to the increased insurance risk associated with the optional benefits. The additional charge is included in the daily calculation of the Unit Price for each Sub-account. Please refer to the section entitled "Death Benefit" for a description of the charge for each
Optional Death Benefit. Please refer to the section entitled "Managing Your
Account Value - Do you offer programs designed to guarantee a "return of premium" at a future date?" for a description of the charge for the Guaranteed
Return Option.

WHAT CHARGES ARE ASSESSED BY THE PORTFOLIOS?

We do not assess any charges directly against the Portfolios. However, each
Portfolio charges a total annual fee comprised of an investment management fee, operating expenses and any distribution and service (12b-1) fees that may apply.
These fees are deducted daily by each Portfolio before it provides American
Skandia with the net asset value as of the close of business each day. More detailed information about fees and charges can be found in the prospectuses for the Portfolios. Please also see "Service Fees Payable by Underlying Funds".

WHAT CHARGES APPLY TO THE FIXED ALLOCATIONS?

No specific fee or expenses are deducted when determining the rate we credit to a Fixed Allocation. However, for some of the same reasons that we deduct the
Insurance Charge against Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Allocations. Any
CDSC or Tax Charge applies to amounts that are taken from the variable investment options or the Fixed Allocations. A Market Value Adjustment may also apply to transfers, certain withdrawals, surrender or annuitization from a Fixed
Allocation.

WHAT CHARGES APPLY IF I CHOOSE AN ANNUITY PAYMENT OPTION?

In certain states a tax is due if and when you exercise your right to receive periodic annuity payments. The amount payable will depend on the applicable jurisdiction and on the annuity payment option you select. If you select a fixed payment option, the amount of each fixed payment will depend on the Account
Value of your Annuity when you elected to annuitize. There is no specific charge deducted from these payments; however, the amount of each annuity payment reflects assumptions about our insurance expenses. If you select a variable payment option that we may offer, then the amount of your benefits will reflect changes in the value of your Annuity and will continue to be subject to an insurance charge.

EXCEPTIONS/REDUCTIONS TO FEES AND CHARGES

We may reduce or eliminate certain fees and charges or alter the manner in which the particular fee or charge is deducted. For example, we may reduce the amount of the CDSC or the length of time it applies, reduce or eliminate the amount of the Annual Maintenance Fee or reduce the portion of the total Insurance Charge that is deducted as an Administration Charge. Generally, these types of changes will be based on a reduction to our sales, maintenance or administrative expenses due to the nature of the individual or group purchasing the Annuity.
Some of the factors we might consider in making such a decision are: (a) the size and type of group; (b) the number of Annuities purchased by an Owner; (c)
the amount of Purchase Payments or likelihood of additional Purchase Payments;
and/or (d) other transactions where sales, maintenance or administrative expenses are likely to be reduced. We will not discriminate unfairly between
Annuity purchasers if and when we reduce the portion of the Insurance Charge attributed to the charge covering administrative costs.

PURCHASING YOUR ANNUITY

WHAT ARE OUR REQUIREMENTS FOR PURCHASING THE ANNUITY?

Initial Purchase Payment: You must make a minimum initial Purchase Payment of
$10,000. However, if you decide to make payments under a systematic investment or "bank drafting" program, we will accept a lower initial Purchase Payment provided that, within the first Annuity Year, you make at least $10,000 in total
Purchase Payments.

Where allowed by law, initial Purchase Payments in excess of $1,000,000 require our approval prior to acceptance. We may apply certain limitations and/or restrictions on the Annuity as a condition of our acceptance, including limiting the liquidity features or the Death Benefit protection provided under the
Annuity, limiting the right to make additional Purchase Payments, changing the number of transfers allowable under the Annuity or restricting the Sub-accounts that are available. Other limitations and/or restrictions may apply.

Except as noted below, Purchase Payments must be submitted by check drawn on a
U.S. bank, in U.S. dollars, and made payable to American Skandia. Purchase
Payments may also be submitted via 1035 exchange or direct transfer of funds.
Under certain circumstances, Purchase Payments may be transmitted to American
Skandia via wiring funds through your investment professional's broker-dealer firm. Additional Purchase Payments may also be applied to your Annuity under an arrangement called "bank drafting" where you authorize us to deduct money directly from your bank account. We may reject any payment if it is received in an unacceptable form. Our acceptance of a check is subject to our ability to collect funds.

Age Restrictions: The Owner must be age 85 or under as of the Issue Date of the
Annuity. If the Annuity is owned jointly, the oldest of the Owners must be age
85 or under on the Issue Date. If the Annuity is owned by an entity, the
Annuitant must be age 85 or under as of the Issue Date. You should consider your need to access your Account Value and whether the Annuity's liquidity features will satisfy that need. If you take a distribution prior to age 591/2, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain.
The availability of certain optional benefits may vary based on the age of the
Owner on the Issue Date of the Annuity.

Owner, Annuitant and Beneficiary Designations: On your Application, we will ask you to name the Owner(s), Annuitant and one or more Beneficiaries for your
Annuity.

|X|  Owner: The Owner(s) holds all rights under the Annuity. You may name more than one Owner in which case all ownership rights are held jointly.
     However, this Annuity does not provide a right of survivorship. Refer to the Glossary of Terms for a complete description of the term "Owner."

|X|  Annuitant: The Annuitant is the person we agree to make annuity payments to and upon whose life we continue to make such payments. You must name an
     Annuitant who is a natural person. We do not accept a designation of joint
     Annuitants during the accumulation period. Where allowed by law, you may name one or more Contingent Annuitants. A Contingent Annuitant will become the Annuitant if the Annuitant dies before the Annuity Date. Please refer to the discussion of "Considerations for Contingent Annuitants" in the Tax
     Considerations section of the Prospectus.

|X|  Beneficiary: The Beneficiary is the person(s) or entity you name to receive the death benefit. If no beneficiary is named the death benefit will be paid to you or your estate.

Your right to make certain designations may be limited if your Annuity is to be used as an IRA or other "qualified" investment that is given beneficial tax treatment under the Code. You should seek competent tax advice on the income, estate and gift tax implications of your designations.

MANAGING YOUR ANNUITY

MAY I CHANGE THE OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS?

You may change the Owner, Annuitant and Beneficiary designations by sending us a request in writing. Where allowed by law, such changes will be subject to our acceptance. Some of the changes we will not accept include, but are not limited to:

|X|  a new Owner subsequent to the death of the Owner or the first of any joint
     Owners to die, except where a spouse-Beneficiary has become the Owner as a result of an Owner's death;

|X|  a new Annuitant subsequent to the Annuity Date;

|X|  for "non-qualified" investments, a new Annuitant prior to the Annuity Date if the Annuity is owned by an entity; and

|X|  a change in Beneficiary if the Owner had previously made the designation irrevocable.

SPOUSAL OWNERS/SPOUSAL BENEFICIARIES

If an Annuity is co-owned by spouses, we will assume that the sole primary
Beneficiary is the surviving spouse unless you elect an alternative Beneficiary designation. Unless you elect an alternative Beneficiary designation, upon the death of either spousal Owner, the surviving spouse may elect to assume ownership of the Annuity instead of taking the Death Benefit payment. The Death
Benefit that would have been payable will be the new Account Value of the
Annuity as of the date of due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the beneficiary of the surviving spouse, the new
Account Value will be considered as the initial Purchase Payment. No CDSC will apply to the new Account Value. However, any additional Purchase Payments applied after the date the assumption is effective will be subject to all provisions of the Annuity, including the CDSC when applicable.

SPOUSAL CONTINGENT ANNUITANT

If the Annuity is owned by an entity and the surviving spouse is named as a
Contingent Annuitant, upon the death of the Annuitant, the surviving spouse will become the Annuitant. No Death Benefit is payable upon the death of the
Annuitant. However, the Account Value of the Annuity as of the date of due proof of death of the Annuitant (and any required proof of the spousal relationship)
will reflect the amount that would have been payable had a Death Benefit been paid.

MAY I RETURN THE ANNUITY IF I CHANGE MY MIND?

If after purchasing your Annuity you change your mind and decide that you do not want it, you may return it to us within a certain period of time known as a right to cancel period. This is often referred to as a "free-look." Depending on the state in which you purchased your Annuity and, in some states, if you purchased the Annuity as a replacement for a prior contract, the right to cancel period may be ten (10) days, twenty-one (21) days or longer, measured from the time that you received your Annuity. If you return your Annuity during the applicable period, we will refund your current Account Value plus any tax charge deducted. This amount may be higher or lower than your original Purchase
Payment. Where required by law, we will return your current Account Value or the amount of your initial Purchase Payment, whichever is greater. The same rules may apply to an Annuity that is purchased as an IRA. In any situation where we are required to return the greater of your Purchase Payment or Account Value, we may allocate your Account Value to the AST Money Market Sub-account during the right to cancel period and for a reasonable additional amount of time to allow for delivery of your Annuity.

MAY I MAKE ADDITIONAL PURCHASE PAYMENTS?

The minimum amount that we accept as an additional Purchase Payment is $100 unless you participate in American Skandia's Systematic Investment Plan or a
periodic purchase payment program. We will allocate any additional Purchase
Payments you make according to your most recent allocation instructions, unless you request new allocations when you submit a new Purchase Payment.

MAY I MAKE SCHEDULED PAYMENTS DIRECTLY FROM MY BANK ACCOUNT?

You can make additional Purchase Payments to your Annuity by authorizing us to deduct money directly from your bank account and applying it to your Annuity.
This type of program is often called "bank drafting". We call our bank drafting program "American Skandia's Systematic Investment Plan." Purchase Payments made through bank drafting may only be allocated to the variable investment options when applied. Bank drafting allows you to invest in your Annuity with a lower initial Purchase Payment, as long as you authorize payments that will equal at least $10,000 during the first 12 months of your Annuity. We may suspend or cancel bank drafting privileges if sufficient funds are not available from the applicable financial institution on any date that a transaction is scheduled to occur.

MAY I MAKE PURCHASE PAYMENTS THROUGH A SALARY REDUCTION PROGRAM?

These types of programs are only available with certain types of qualified investments. If your employer sponsors such a program, we may agree to accept periodic Purchase Payments through a salary reduction program as long as the allocations are made only to variable investment options and the periodic
Purchase Payments received in the first year total at least $10,000.

MANAGING YOUR ACCOUNT VALUE

HOW AND WHEN ARE PURCHASE PAYMENTS INVESTED?
(See "Valuing Your Investment" for a description of our procedure for pricing initial and subsequent Purchase Payments.)

Initial Purchase Payment: Once we accept your application, we invest your net
Purchase Payment in the Annuity. The net Purchase Payment is your initial
Purchase Payment minus any tax charges that may apply. On your application we ask you to provide us with instructions for allocating your Account Value. You can allocate Account Value to one or more variable investment options or Fixed
Allocations.

In those states where we are required to return your Purchase Payment if you exercise your right to return the Annuity, we initially allocate all amounts that you choose to allocate to the variable investment options to the AST Money
Market Sub-account. At the end of the right to cancel period we will reallocate your Account Value according to your most recent allocation instructions. Where permitted by law, we will allocate your Purchase Payments according to your initial instructions, without temporarily allocating to the AST Money Market
Sub-account. To do this, we will ask that you execute our form called a "return waiver" that authorizes us to allocate your Purchase Payment to your chosen
Sub-accounts immediately. If you submit the "return waiver" and then decide to return your Annuity during the right to cancel period, you will receive your current Account Value which may be more or less than your initial Purchase
Payment (see "May I Return the Annuity if I Change my Mind?").

Subsequent Purchase Payments: We will allocate any additional Purchase Payments you make according to your current allocation instructions. If any rebalancing or asset allocation programs are in effect, the allocation should conform with such a program. We assume that your current allocation instructions are valid for subsequent Purchase Payments until you make a change to those allocations or request new allocations when you submit a new Purchase Payment.

ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?
During the accumulation period you may transfer Account Value between investment options. Transfers are not subject to taxation on any gain. We currently limit the number of Sub-accounts you can invest in at any one time to twenty (20).
However, you can invest in an unlimited number of Fixed Allocations. We may require a minimum of $500 in each Sub-account you allocate Account Value to at the time of any allocation or transfer. If you request a transfer and, as a result of the transfer, there would be less than $500 in the Sub-account, we may transfer the remaining Account Value in the Sub-account pro rata to the other investment options to which you transferred.

We may impose specific restrictions on financial transactions for certain
Portfolios based on the Portfolio's investment restrictions. Currently, any purchase, redemption or transfer involving the ProFunds VP Sub-accounts must be received by us no later than one hour prior to any announced closing of the applicable securities exchange (generally, 3:00 p.m. Eastern time) to be processed on the current Valuation Day. The "cut-off" time for such financial transactions involving a ProFunds VP Sub-account will be extended to1/2hour prior to any announced closing (generally, 3:30 p.m. Eastern time) for transactions submitted electronically through American Skandia's Internet website (www.americanskandia.com).

Currently, we charge $10.00 for each transfer after the twentieth (20th) in each
Annuity Year, including transfers made as part of any rebalancing, market timing, asset allocation or similar program which you have authorized. Transfers made as part of a dollar cost averaging program do not count toward the twenty free transfer limit. Renewals or transfers of Account Value from a Fixed
Allocation at the end of its Guarantee Period are not subject to the transfer charge. We may reduce the number of free transfers allowable each Annuity Year
(subject to a minimum of eight) without charging a Transfer Fee unless you make use of electronic means to transmit your transfer requests. We may eliminate the
Transfer Fee for transfer requests transmitted electronically or through other means that reduce our processing costs.

We reserve the right to limit the number of transfers in any Annuity Year for all existing or new Owners. We also reserve the right to limit the number of transfers in any Annuity Year or to refuse any transfer request for an Owner or certain Owners if: (a) we believe that excessive trading or a specific transfer request or group of transfer requests may have a detrimental effect on Unit
Values or the share prices of the Portfolios; or (b) we are informed by one or more of the Portfolios that the purchase or redemption of shares must be restricted because of excessive trading or a specific transfer or group of transfers is deemed to have a detrimental effect on the share prices of affected
Portfolios. Without limiting the above, the most likely scenario where either of the above could occur would be if the aggregate amount of a trade or trades represented a relatively large proportion of the total assets of a particular
Portfolio. Under such a circumstance, we will process transfers according to our rules then in effect and provide notice if the transfer request was denied. If a transfer request is denied, a new transfer request may be required.

DO YOU OFFER DOLLAR COST AVERAGING?

Yes. We offer Dollar Cost Averaging during the accumulation period. Dollar Cost
Averaging allows you to systematically transfer an amount each month from one investment option to one or more other investment options. You can choose to transfer earnings only, principal plus earnings or a flat dollar amount. Dollar
Cost Averaging allows you to invest regularly each month, regardless of the current unit value (or price) of the Sub-account(s) you invest in. This enables you to purchase more units when the market price is low and fewer units when the market price is high. This may result in a lower average cost of units over time. However, there is no guarantee that Dollar Cost Averaging will result in a profit or protect against a loss in a declining market. We do not deduct a charge for participating in a Dollar Cost Averaging program.

You must have a minimum Account Value of at least $10,000 to enroll in a Dollar
Cost Averaging program.

You can Dollar Cost Average from variable investment options or Fixed
Allocations. Dollar Cost Averaging from Fixed Allocations is subject to a number of rules that include, but are not limited to the following:

|X|  You may only use Fixed Allocations with Guarantee Periods of 1, 2 or 3 years.

|X|  You may only Dollar Cost Average earnings or principal plus earnings. If transferring principal plus earnings, the program must be designed to last the entire Guarantee Period for the Fixed Allocation.

|X|  Dollar Cost Averaging transfers from Fixed Allocations are not subject to a
     Market Value Adjustment.

NOTE: When a Dollar Cost Averaging program is established from a Fixed
Allocation, the fixed rate of interest we credit to your Account Value is applied to a declining balance due to the transfers of Account Value to the
Sub-accounts during the Guarantee Period. This will reduce the effective rate of return on the Fixed Allocation over the Guarantee Period.

DO YOU OFFER ANY AUTOMATIC REBALANCING PROGRAMS?

Yes. During the accumulation period, we offer automatic rebalancing among the variable investment options you choose. You can choose to have your Account
Value rebalanced quarterly, semi-annually, or annually. On the appropriate date, your variable investment options are rebalanced to the allocation percentages you request. For example, over time the performance of the variable investment options will differ, causing your percentage allocations to shift. With automatic rebalancing, we transfer the appropriate amount from the
"overweighted" Sub-accounts to the "underweighted" Sub-accounts to return your allocations to the percentages you request. If you request a transfer from or into any variable investment option participating in the automatic rebalancing program, we will assume that you wish to change your rebalancing percentages as well, and will automatically adjust the rebalancing percentages in accordance with the transfer unless we receive alternate instructions from you.

You must have a minimum Account Value of at least $10,000 to enroll in automatic rebalancing. All rebalancing transfers made on the same day as part of an automatic rebalancing program are considered as one transfer when counting the number of transfers each year toward the maximum number of free transfers. We do not deduct a charge for participating in an automatic rebalancing program.

DO YOU OFFER PROGRAMS DESIGNED TO GUARANTEE A "RETURN OF PREMIUM" AT A FUTURE
DATE?

Yes. We offer two different programs for investors who wish to invest in the variable investment options but also wish to protect their principal, at least as of a specific date in the future. You may not want to use either of these programs if you expect to begin taking annuity payments before the program would be completed.

BALANCED INVESTMENT PROGRAM

We offer a balanced investment program where a portion of your Account Value is allocated to a Fixed Allocation and the remaining Account Value is allocated to the variable investment options that you select. When you enroll in the Balanced
Investment Program, you choose the duration that you wish the program to last.
This determines the duration of the Guarantee Period for the Fixed Allocation.
Based on the fixed rate for the Guarantee Period chosen, we calculate the portion of your Account Value that must be allocated to the Fixed Allocation to grow to a specific "principal amount" (such as your initial Purchase Payment).
We determine the amount based on the rates then in effect for the Guarantee
Period you choose. If you continue the program until the end of the Guarantee
Period and make no withdrawals or transfers, at the end of the Guarantee Period, the Fixed Allocation will have grown to equal the "principal amount".
Withdrawals or transfers from the Fixed Allocation before the end of the
Guarantee Period will terminate the program and may be subject to a Market Value
Adjustment. You can transfer the Account Value that is not allocated to the
Fixed Allocation between any of the Sub-accounts available under the Annuity.
Account Value you allocate to the variable investment options is subject to market fluctuations and may increase or decrease in value. We do not deduct a charge for participating in the Balanced Investment Program.

EXAMPLE

Assume you invest $100,000. You choose a 10-year program and allocate a portion of your Account Value to a Fixed Allocation with a 10-year Guarantee Period. The rate for the 10-year Guarantee Period is 5.33%*. Based on the fixed interest rate for the Guarantee Period chosen, the factor is 0.594948 for determining how much of your Account Value will be allocated to the Fixed Allocation. That means that $59,495 will be allocated to the Fixed Allocation and the remaining Account
Value ($41,505) will be allocated to the variable investment options. Assuming that you do not make any withdrawals from the Fixed Allocation, it will grow to
$100,000 at the end of the Guarantee Period. Of course we cannot predict the value of the remaining Account Value that was allocated to the variable investment options.

*    The rate in this example is hypothetical and may not reflect the current rate for Guarantee Periods of this duration.

GUARANTEED RETURN OPTION (GRO)SM

We also offer a seven-year program where we monitor your Account Value daily and systematically transfer amounts between Fixed Allocations and the variable investment options you choose. American Skandia guarantees that at the end of the seventh (7th) year from commencement of the program (or any program restart date), you will receive no less than your Account Value on the date you elected to participate in the program ("commencement value"). On the program maturity date, if your Account Value is below the commencement value, American Skandia will apply additional amounts to your Annuity so that it is equal to commencement value or your Account Value on the date you elect to restart the program duration. Any amounts added to your Annuity will be applied to the AST
Money Market Sub-account, unless you provide us with alternative instructions.
We will notify you of any amounts added to your Annuity under the program. We do not consider amounts added to your Annuity to be "investment in the contract"
for income tax purposes.

Account Value is only transferred to and maintained in Fixed Allocations to the extent we, in our sole discretion, deem it is necessary to support our guarantee under the program. This differs from the Balanced Investment Program where a set amount is allocated to a Fixed Allocation regardless of the performance of the underlying Sub-accounts. With the Guaranteed Return Option, your Annuity is able to participate in the upside potential of the Sub-accounts while only transferring amounts to Fixed Allocations to protect against significant market downturns. NOTE: If a significant amount of your Account Value is systematically transferred to Fixed Allocations during prolonged market declines, less of your
Account Value may be immediately available to participate in the upside potential of the Sub-accounts if there is a subsequent market recovery.

Each business day we monitor the performance of your Account Value to determine whether it is greater than, equal to or below our "reallocation trigger", described below. Based on the performance of the Sub-accounts in which you choose to allocate your Account Value relative to the reallocation trigger, we may transfer some or all of your Account Value to or from a Fixed Allocation.
You have complete discretion over the allocation of your Account Value that remains allocated in the variable investment options. However, we reserve the right to restrict certain Portfolios if you participate in the program.

|X|  Account Value greater than or equal to reallocation trigger: Your Account
     Value in the variable investment options remains allocated according to your most recent instructions. If a portion of Account Value was previously allocated to a Fixed Allocation, those amounts may be transferred from the
     Fixed Allocation and re-allocated to the variable investment options pro-rata according to your current allocations. A Market Value Adjustment will apply.

|X|  Account Value below reallocation trigger: A portion of your Account Value in the variable investment options is transferred to a new Fixed
     Allocation. These amounts are transferred on a pro-rata basis from the variable investment options. The new Fixed Allocation will have a Guarantee
     Period equal to the remaining duration in the Guaranteed Return Option. The
     Account Value applied to the new Fixed Allocation will be credited with the fixed interest rate then being applied to a new Fixed Allocation of the next higher yearly duration. The Account Value will remain invested in the
     Fixed Allocation until the maturity date of the program unless, at an earlier date, your Account Value is at or above the reallocation trigger and amounts can be transferred to the variable investment options (as described above) while maintaining the guarantee protection under the program.

American Skandia uses an allocation mechanism based on assumptions of expected and maximum market volatility to determine the reallocation trigger. The allocation mechanism is used to determine the allocation of Account Value between Fixed Allocations and the Sub-accounts you choose. American Skandia reserves the right to change the allocation mechanism and the reallocation trigger at its discretion, subject to regulatory approval where required. Any change to the allocation mechanism and/or the reallocation trigger will only apply to programs that begin after the change is effective.

PROGRAM TERMINATION

The Guaranteed Return Option will terminate on its maturity date. You can elect to participate in a new Guaranteed Return Option or re-allocate your Account
Value at that time. Upon termination, any Account Value allocated to the Fixed
Allocations will be transferred to the AST Money Market Sub-account, unless you provide us with alternative instructions.

SPECIAL CONSIDERATIONS UNDER THE GUARANTEED RETURN OPTION

This program is subject to certain rules and restrictions, including, but not limited to the following:

|X|  You may terminate the Guaranteed Return Option at any time. American
     Skandia does not provide any guarantees upon termination of the program.

|X|  Withdrawals from your Annuity while the program is in effect will reduce the guaranteed amount under the program in proportion to your Account Value at the time of the withdrawal. Withdrawals will be subject to all other provisions of the Annuity, including any Contingent Deferred Sales Charge or Market Value Adjustment that would apply.

|X|  Additional Purchase Payments applied to the Annuity while the program is in effect will only increase the amount guaranteed; however, all or a portion of any additional Purchase Payments may be allocated to the Fixed
     Allocations.

|X|  Annuity Owners cannot transfer Account Value to or from a Fixed Allocation while participating in the program and cannot participate in any dollar cost averaging program that transfers Account Value from a Fixed Allocation to the variable investment options.

|X|  Transfers from Fixed Allocations will be subject to the Market Value
     Adjustment formula under the Annuity; however, the 0.10% "cushion" feature of the formula will not apply. A Market Value Adjustment may be either positive or negative. Transfer amounts will be taken from the most recently applied Fixed Allocation.

|X|  Transfers from the Sub-accounts to Fixed Allocations or from Fixed
     Allocations to the Sub-accounts under the program will not count toward the maximum number of free transfers allowable under the Annuity.

|X|  The Guaranteed Return Option will terminate: (a) upon the death of the
     Owner or the Annuitant (in an entity owned contract); and (b) as of the date Account Value is applied to begin annuity payments.

|X|  You can elect to restart the seven (7) year program duration on any anniversary of the Issue Date of the Annuity. The Account Value on the date the restart is effective will become the new commencement value. You can only elect the program once per Annuity Year.

CHARGES UNDER THE PROGRAM

We deduct a charge equal to 0.25% per year to participate in the Guaranteed
Return Option. The annual charge is deducted daily against your Account Value allocated to the Sub-accounts. Account Value allocated to Fixed Allocations under the program is not subject to the charge. The charge is deducted to compensate American Skandia for: (a) the risk that your Account Value on the maturity date of the program is less than the amount guaranteed; and (b)
administration of the program.

Effective November 18, 2002, American Skandia changed the manner in which the annual charge for the Guaranteed Return Option is deducted to the method described above. The annual charge for the Guaranteed Return Option for Owners who elected the benefit between May 1, 2001 and November 15, 2002 and subsequent to November 19, 2002 in those states where the daily deduction of the charge has not been approved, is deducted annually, in arrears, according to the prospectus in effect as of the date the program was elected. Owners who terminate and then re-elect the Guaranteed Return Option or elect to restart the Guaranteed Return
Option at any time after November 18, 2002 will be subject to the charge method described above.

MAY I AUTHORIZE MY INVESTMENT PROFESSIONAL TO MANAGE MY ACCOUNT?

Yes. You may authorize your investment professional to direct the allocation of your Account Value and to request financial transactions between investment options while you are living, subject to our rules. You must contact us immediately if and when you revoke such authority. We will not be responsible for acting on instructions from your investment professional if you fail to inform us that such person's authority has been revoked. We may also suspend, cancel or limit these privileges at any time. We will notify you if we do.

We or an affiliate of ours may provide administrative support to licensed, registered investment professionals or investment advisors who you authorize to make financial transactions on your behalf. These investment professionals may be firms or persons who also are appointed by us as authorized sellers of the
Annuity. However, we do not offer advice about how to allocate your Account
Value under any circumstance. Any investment professionals you engage to provide advice and/or make transfers for you is not acting on our behalf. We are not responsible for any recommendations such investment professionals make, any market timing or asset allocation programs they choose to follow or any specific transfers they make on your behalf.

We may require investment professionals or investment advisors, who are authorized by multiple contract owners to make financial transactions, to enter into an administrative agreement with American Skandia as a condition of our accepting transactions on your behalf. The administrative agreement may impose limitations on the investment professional's or investment advisor's ability to request financial transactions on your behalf. These limitations are intended to minimize the detrimental impact of an investment professional who is in a position to transfer large amounts of money for multiple clients in a particular
Portfolio or type of portfolio or to comply with specific restrictions or limitations imposed by a Portfolio(s) on American Skandia. The administrative agreement may limit the available investment options, require advance notice of large transactions, or impose other trading limitations on your investment professional. Your investment professional will be informed of all such restrictions on an ongoing basis. We may also require that your investment professional transmit all financial transactions using the electronic trading functionality available through our Internet website (www.americanskandia.com).
Limitations that we may impose on your investment professional or investment advisor under the terms of the administrative agreement do not apply to financial transactions requested by an Owner on their own behalf, except as otherwise described in this Prospectus.

HOW DO THE FIXED INVESTMENT OPTIONS WORK?

We credit the fixed interest rate to the Fixed Allocation throughout a set period of time called a "Guarantee Period." Fixed Allocations currently are offered with Guarantee Periods from 1 to 10 years. We may make Fixed Allocations of different durations available in the future, including Fixed Allocations offered exclusively for use with certain optional investment programs. Fixed
Allocations may not be available in all states and may not always be available for all Guarantee Periods depending on market factors and other considerations.

The interest rate credited to a Fixed Allocation is the rate in effect when the
Guarantee Period begins and does not change during the Guarantee Period. The rates are an effective annual rate of interest. We determine the interest rates for the various Guarantee Periods. At the time that we confirm your Fixed
Allocation, we will advise you of the interest rate in effect and the date your
Fixed Allocation matures. We may change the rates we credit new Fixed
Allocations at any time. Any change in interest rate does not affect Fixed
Allocations that were in effect before the date of the change. To inquire as to the current rates for Fixed Allocations, please call 1-800-766-4530.

A Guarantee Period for a Fixed Allocation begins:

|X|  when all or part of a net Purchase Payment is allocated to that particular
     Guarantee Period;

|X|  upon transfer of any of your Account Value to a Fixed Allocation for that particular Guarantee Period; or

|X|  when you "renew" a Fixed Allocation by electing a new Guarantee Period.

To the extent permitted by law, we may establish different interest rates for
Fixed Allocations offered to a class of Owners who choose to participate in various optional investment programs we make available. This may include, but is not limited to, Owners who elect to use Fixed Allocations under a dollar cost averaging program (see "Do You Offer Dollar Cost Averaging?") or a balanced investment program (see "Do you offer programs designed to guarantee a "Return of Premium" at a future date?"). The interest rate credited to Fixed Allocations offered to this class of purchasers may be different than those offered to other purchasers who choose the same Guarantee Period but who do not participate in an optional investment program. Any such program is at our sole discretion.

HOW DO YOU DETERMINE RATES FOR FIXED ALLOCATIONS?

We do not have a specific formula for determining the fixed interest rates for
Fixed Allocations. Generally the interest rates we offer for Fixed Allocations will reflect the investment returns available on the types of investments we make to support our fixed rate guarantees. These investment types may include cash, debt securities guaranteed by the United States government and its agencies and instrumentalities, money market instruments, corporate debt obligations of different durations, private placements, asset-backed obligations and municipal bonds. In determining rates we also consider factors such as the length of the Guarantee Period for the Fixed Allocation, regulatory and tax requirements, liquidity of the markets for the type of investments we make, commissions, administrative and investment expenses, our insurance risks in relation to the Fixed Allocations, general economic trends and competition. Some of these considerations are similar to those we consider in determining the
Insurance Charge that we deduct from Account Value allocated to the
Sub-accounts.

We will credit interest on a new Fixed Allocation in an existing Annuity at a rate not less than the rate we are then crediting to Fixed Allocations for the same Guarantee Period selected by new Annuity purchasers in the same class.

The interest rate we credit for a Fixed Allocation is subject to a minimum.
Please refer to the Statement of Additional Information. In certain states the interest rate may be subject to a minimum under state law or regulation.

HOW DOES THE MARKET VALUE ADJUSTMENT WORK?

If you transfer or withdraw Account Value from a Fixed Allocation more than 30 days before the end of its Guarantee Period, we will adjust the value of your investment based on a formula, called a "Market Value Adjustment" or "MVA". The amount of any Market Value Adjustment can be either positive or negative, depending on the movement of a combination of Strip Yields on Strips and an
Option-adjusted Spread (each as defined below) between the time that you purchase the Fixed Allocation and the time you make a transfer or withdrawal.
The Market Value Adjustment formula compares the combination of Strip Yields for
Strips and the Option-adjusted Spreads as of the date the Guarantee Period began with the combination of Strip Yields for Strips and the Option-adjusted Spreads as of the date the MVA is being calculated. In certain states the amount of any
Market Value Adjustment may be limited under state law or regulation. If your
Annuity is governed by the laws of that state, any Market Value Adjustment that applies will be subject to our rules for complying with such law or regulation.

|X|  "Strips" are a form of security where ownership of the interest portion of
     United States Treasury securities are separated from ownership of the underlying principal amount or corpus.

|X|  "Strip Yields" are the yields payable on coupon Strips of United States
     Treasury securities.

|X|  "Option-adjusted Spread" is the difference between the yields on corporate debt securities (adjusted to disregard options on such securities) and government debt securities of comparable duration. We currently use the
     Merrill Lynch 1 to 10 year Investment Grade Corporate Bond Index of
     Option-adjusted Spreads.

MVA FORMULA

The MVA formula is applied separately to each Fixed Allocation to determine the
Account Value of the Fixed Allocation on a particular date. The formula is as follows:

[(1+I) / (1+J+0.0010)]N/365

where:

I    is the Strip Yield as of the start date of the Guarantee Period for coupon
     Strips maturing at the end of the applicable Guarantee Period plus the
     Option-adjusted Spread. If there are no Strips maturing at that time, we will use the Strip Yield for the Strips maturing as soon as possible after the Guarantee Period ends.

J    is the Strip Yield as of the date the MVA formula is being applied for coupon Strips maturing at the end of the applicable Guarantee Period plus the Option-adjusted Spread. If there are no Strips maturing at that time, we will use the Strip Yield for the Strips maturing as soon as possible after the Guarantee Period ends.

N    is the number of days remaining in the original Guarantee Period.

If you surrender your Annuity under the right to cancel provision, the MVA formula is [(1 + I)/(1 + J)]N/365.

MVA EXAMPLES

The following hypothetical examples show the effect of the MVA in determining
Account Value. Assume the following:

|X|  On December 31, 2000, you allocate $50,000 into a Fixed Allocation with a
     Guarantee Period of 5 years (e.g. the Maturity Date is December 31, 2005).

|X|  The Strip Yields for coupon Strips beginning on December 31, 2000 and maturing on December 31, 2005 plus the Option-adjusted Spread is 5.50% (I =
     5.50%).

|X|  You make no withdrawals or transfers until you decided to withdraw the entire Fixed Allocation after exactly three (3) years, therefore 730 days remain before the Maturity Date (N = 730).

EXAMPLE OF POSITIVE MVA

Assume that at the time you request the withdrawal, the Strip Yields for Strips maturing on December 31, 2005 plus the Option-adjusted Spread is 4.00% (J =
4.00%). Based on these assumptions, the MVA would be calculated as follows:

MVA Factor = [(1+I)/(1+J+0.0010)]N/365 = [1.055/1.041]2 = 1.027078
Interim Value = $57,881.25
Account Value after MVA = Interim Value X MVA Factor = $59,448.56

EXAMPLE OF NEGATIVE MVA

Assume that at the time you request the withdrawal, the Strip Yields for Strips maturing on December 31, 2005 plus the Option-adjusted Spread is 7.00% (J =
7.00%). Based on these assumptions, the MVA would be calculated as follows:

MVA Factor = [(1+I)/(1+J+0.0010)]N/365 = [1.055/1.071)]2 = 0.970345
Interim Value = $57,881.25
Account Value after MVA = Interim Value X MVA Factor = $56,164.78.

WHAT HAPPENS WHEN MY GUARANTEE PERIOD MATURES?

The "Maturity Date" for a Fixed Allocation is the last day of the Guarantee
Period. Before the Maturity Date, you may choose to renew the Fixed Allocation for a new Guarantee Period of the same or different length or you may transfer all or part of that Fixed Allocation's Account Value to another Fixed Allocation or to one or more Sub-accounts. We will not charge a MVA if you choose to renew a Fixed Allocation on its Maturity Date or transfer the Account Value to one or more variable investment options. We will notify you before the end of the
Guarantee Period about the fixed interest rates that we are currently crediting to all Fixed Allocations that are being offered. The rates being credited to
Fixed Allocations may change before the Maturity Date.

If you do not specify how you want a Fixed Allocation to be allocated on its
Maturity Date, we will then transfer the Account Value of the Fixed Allocation to the AST Money Market Sub-account. You can then elect to allocate the Account
Value to any of the Sub-accounts or to a new Fixed Allocation.

ACCESS TO ACCOUNT VALUE

WHAT TYPES OF DISTRIBUTIONS ARE AVAILABLE TO ME?

During the accumulation period you can access your Account Value through Partial
Withdrawals, Systematic Withdrawals, and where required for tax purposes,
Minimum Distributions. You can also surrender your Annuity at any time. We may deduct a portion of the Account Value being withdrawn or surrendered as a CDSC.
If you surrender your Annuity, in addition to any CDSC, we may deduct the Annual
Maintenance Fee, any Tax Charge that applies and the charge for any optional benefits. We may also apply a Market Value Adjustment to any Fixed Allocations.
Certain amounts may be available to you each Annuity Year that are not subject to a CDSC. These are called "Free Withdrawals." In addition, under certain circumstances, we may waive the CDSC for surrenders made for qualified medical reasons or for withdrawals made to satisfy Minimum Distribution requirements.
Unless you notify us differently, withdrawals are taken pro-rata based on the
Account Value in the investment options at the time we receive your withdrawal request. Each of these types of distributions is described more fully below.

ARE THERE TAX IMPLICATIONS FOR DISTRIBUTIONS?
(For more information, see "Tax Considerations")

DURING THE ACCUMULATION PERIOD

A distribution during the accumulation period is deemed to come first from any
"gain" in your Annuity and second as a return of your "tax basis", if any.
Distributions from your Annuity are generally subject to ordinary income taxation on the amount of any investment gain unless the distribution qualifies as a non-taxable exchange or transfer. If you take a distribution prior to the taxpayer's age 59 1/2, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain. You may wish to consult a professional tax advisor for advice before requesting a distribution.

DURING THE ANNUITIZATION PERIOD

During the annuitization period, a portion of each annuity payment is taxed as ordinary income at the tax rate you are subject to at the time of the payment.
The Code and regulations have "exclusionary rules" that we use to determine what portion of each annuity payment should be treated as a return of any tax basis you have in the Annuity. Once the tax basis in the Annuity has been distributed, the remaining annuity payments are taxable as ordinary income. The tax basis in the Annuity may be based on the tax-basis from a prior contract in the case of a
1035 exchange or other qualifying transfer.

CAN I WITHDRAW A PORTION OF MY ANNUITY?

Yes, you can make a withdrawal during the accumulation period.

|X|  To meet liquidity needs, you can withdraw a limited amount from your
     Annuity during each of Annuity Years 1-4 without a CDSC being applied. We call this the "Free Withdrawal" amount. The Free Withdrawal amount is not available if you choose to surrender your Annuity. Amounts withdrawn as a
     Free Withdrawal do not reduce the amount of CDSC that may apply upon a subsequent withdrawal or surrender of the Annuity. The minimum Free
     Withdrawal you may request is $100.

|X|  You can also make withdrawals in excess of the Free Withdrawal amount. We call this a "Partial Withdrawal." The amount that you may withdraw will depend on the Annuity's Surrender Value. The Surrender Value is equal to your Account Value minus any CDSC, the Annual Maintenance Fee, the Tax
     Charge, any charges for optional benefits and any Market Value Adjustment that may apply to any Fixed Allocations. After any Partial Withdrawal, your
     Annuity must have a Surrender Value of at least $1,000, or we may treat the
     Partial Withdrawal request as a request to fully surrender your Annuity.
     The minimum Partial Withdrawal you may request is $100.

When we determine if a CDSC applies to Partial Withdrawals and Systematic
Withdrawals, we will first determine what, if any, amounts qualify as a Free
Withdrawal. Those amounts are not subject to the CDSC. Partial Withdrawals or
Systematic Withdrawals of amounts greater than the maximum Free Withdrawal amount will be subject to a CDSC.

You may request a withdrawal for an exact dollar amount after deduction of any
CDSC that applies (called a "net withdrawal") or request a gross withdrawal from which we will deduct any CDSC that applies, resulting in less money being payable to you than the amount you requested. If you request a net withdrawal, the amount deducted from your Account Value to pay the CDSC may also be subject to a CDSC.

Partial Withdrawals may also be available following annuitization but only if you choose certain annuity payment options.

To request the forms necessary to make a withdrawal from your Annuity, call
1-800-766-4530 or visit our Internet Website at www.americanskandia.com.

HOW MUCH CAN I WITHDRAW AS A FREE WITHDRAWAL?

ANNUITY YEAR 1-4

The maximum Free Withdrawal amount during each of Annuity Year 1 through Annuity
Year 4 (when a CDSC would otherwise apply to a partial withdrawal or surrender of your initial Purchase Payments) is 10% of all Purchase Payments. We may apply a Market Value Adjustment to any Fixed Allocations. The 10% Free Withdrawal
amount is not cumulative. Withdrawals of amounts greater than the maximum Free
Withdrawal amount are treated as a withdrawal of Purchase Payments and will be assessed a CDSC during Annuity Years 1 through 4. If, during Annuity Years 1 through 4, all Purchase Payments withdrawn are subject to a CDSC, then any subsequent withdrawals will be withdrawn from any gain in the Annuity. If you do not make a Free Withdrawal during an Annuity Year, you are not allowed to carry over the Free Withdrawal amount to the next Annuity Year.

ANNUITY YEAR 5+

After Annuity Year 4, you can surrender your Annuity or make a partial withdrawal without a CDSC being deducted from the amount being withdrawn.

NOTE: Amounts that you have withdrawn as a Free Withdrawal will not reduce the amount of any CDSC that we deduct if, during the first four (4) Annuity Years, you make a partial withdrawal or choose to surrender the Annuity.

EXAMPLES

1. Assume you make an initial Purchase Payment of $10,000 and make no additional
Purchase Payments. The maximum Free Withdrawal amount during each of the first four Annuity Years would be 10% of $10,000, or $1,000.

2. Assume you make an initial Purchase Payment of $10,000 and make an additional
Purchase Payment of $5,000 in Annuity Year 2. The maximum Free Withdrawal amount during Annuity Year 3 and 4 would be 10% of $15,000, or $1,500. From Annuity
Year 5 and thereafter, you can surrender your Annuity or make a partial withdrawal without a CDSC being deducted from the amount being withdrawn.

IS THERE A CHARGE FOR A PARTIAL WITHDRAWAL?

A CDSC may be assessed against a Partial Withdrawal during the first four (4)
Annuity Years. Whether a CDSC applies and the amount to be charged depends on whether the Partial Withdrawal exceeds any Free Withdrawal amount and, if so, the number of years that have elapsed since the Issue Date of the Annuity.

1. If you request a Partial Withdrawal, we determine if the amount you requested is available as a Free Withdrawal (in which case it would not be subject to a
CDSC);

2. If the amount requested exceeds the available Free Withdrawal amount, we determine if a CDSC will apply to the Partial Withdrawal based on the number of years that have elapsed since the Annuity was issued. Any CDSC will only apply to the amount withdrawn that exceeds the Free Withdrawal amount.

|X|  If the Annuity has been in effect for less than four complete years, a CDSC will be charged on the amount of the Purchase Payment being withdrawn, according to the CDSC table.

|X|  If the Annuity has been in effect for more than four complete years, no
     CDSC will be charged on the amount being withdrawn.

For purposes of calculating the CDSC on a partial withdrawal, the Purchase
Payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior withdrawals under the Free Withdrawal provision or if your Account Value has declined in value due to negative market performance.

CAN I MAKE PERIODIC WITHDRAWALS FROM THE ANNUITY DURING THE ACCUMULATION PERIOD?

Yes. We call these "Systematic Withdrawals." You can receive Systematic
Withdrawals of earnings only, principal plus earnings or a flat dollar amount.
Systematic Withdrawals during the first four (4) Annuity Years may be subject to a CDSC. We will determine whether a CDSC applies and the amount in the same way as we would for a Partial Withdrawal.

Systematic Withdrawals can be made from Account Value allocated to the variable investment options or Fixed Allocations. Generally, Systematic Withdrawals from
Fixed Allocations are limited to earnings accrued after the program of
Systematic Withdrawals begins, or payments of fixed dollar amounts that do not exceed such earnings. Systematic Withdrawals are available on a monthly, quarterly, semi-annual or annual basis. The Surrender Value of your Annuity must be at least $20,000 before we will allow you to begin a program of Systematic
Withdrawals.

The minimum amount for each Systematic Withdrawal is $100. If any scheduled
Systematic Withdrawal is for less than $100, we may postpone the withdrawal and add the expected amount to the amount that is to be withdrawn on the next scheduled Systematic Withdrawal.

DO YOU OFFER A PROGRAM FOR WITHDRAWALS UNDER SECTION 72(T) OF THE INTERNAL
REVENUE CODE?

Yes. If your Annuity is used as a funding vehicle for certain retirement plans that receive special tax treatment under Sections 401, 403(b) or 408 of the
Code, Section 72(t) of the Code may provide an exception to the 10% penalty tax on distributions made prior to age 59 1/2if you elect to receive distributions as a series of "substantially equal periodic payments". Distributions received under this provision in any Annuity Year that exceed the maximum amount available as a free withdrawal will be subject to a CDSC. We may apply a Market
Value Adjustment to any Fixed Allocations. To request a program that complies with Section 72(t), you must provide us with certain required information in writing on a form acceptable to us. We may require advance notice to allow us to calculate the amount of 72(t) withdrawals. The Surrender Value of your Annuity must be at least $20,000 before we will allow you to begin a program for withdrawals under Section 72(t). The minimum amount for any such withdrawal is
$100.

You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments before age 59 1/2that are not subject to the 10% penalty.

WHAT ARE MINIMUM DISTRIBUTIONS AND WHEN WOULD I NEED TO MAKE THEM?
(See "Tax Considerations" for a further discussion of Minimum Distributions.)

Minimum Distributions are a type of Systematic Withdrawal we allow to meet distribution requirements under Sections 401, 403(b) or 408 of the Code. Under the Code, you may be required to begin receiving periodic amounts from your
Annuity. In such case, we will allow you to make Systematic Withdrawals in amounts that satisfy the minimum distribution rules under the Code. We do not assess a CDSC on Minimum Distributions from your Annuity if you are required by law to take such Minimum Distributions from your Annuity at the time it is taken. However, a CDSC may be assessed on that portion of a Systematic
Withdrawal that is taken to satisfy the minimum distribution requirements in relation to other savings or investment plans under other qualified retirement plans not maintained with American Skandia.

The amount of the required Minimum Distribution for your particular situation may depend on other annuities, savings or investments. We will only calculate the amount of your required Minimum Distribution based on the value of your
Annuity. We require three (3) days advance written notice to calculate and process the amount of your payments. You may elect to have Minimum Distributions paid out monthly, quarterly, semi-annually or annually. The $100 minimum that applies to Systematic Withdrawals does not apply to Minimum Distributions.

You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments and satisfying the Minimum Distribution requirements under the Code.

CAN I SURRENDER MY ANNUITY FOR ITS VALUE?

Yes. During the accumulation period you can surrender your Annuity at any time.
Upon surrender, you will receive the Surrender Value. Upon surrender of your
Annuity, you will no longer have any rights under the Annuity.

For purposes of calculating the CDSC on surrender, the Purchase Payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior withdrawals under the Free Withdrawal provision or if your Account Value has declined in value due to negative market performance. We may apply a Market
Value Adjustment to any Fixed Allocations.

Under certain annuity payment options, you may be allowed to surrender your
Annuity for its then current value.

To request the forms necessary to surrender your Annuity, call 1-800-766-4530 or visit our Internet Website at www.americanskandia.com.

WHAT IS A MEDICALLY-RELATED SURRENDER AND HOW DO I QUALIFY?

Where permitted by law, you may request to surrender your Annuity prior to the
Annuity Date without application of any CDSC upon occurrence of a medically-related "Contingency Event". We may apply a Market Value Adjustment to any Fixed Allocations. The amount payable will be your Account Value.

This waiver of any applicable CDSC is subject to our rules, including but not limited to the following:

|X|  the Annuitant must be alive as of the date we pay the proceeds of such surrender request;

|X|  if the Owner is one or more natural persons, all such Owners must also be alive at such time;

|X|  we must receive satisfactory proof of the Annuitant's confinement in a
     Medical Care Facility or Fatal Illness in writing on a form satisfactory to us; and

|X|  this benefit is not available if the total Purchase Payments received exceed $500,000 for all annuities issued by us with this benefit where the same person is named as Annuitant.

The Annuitant must have been named or any change of Annuitant must have been accepted by us, prior to the "Contingency Event" described above in order to qualify for a medically-related surrender.

The definitions of "Medical Care Facility" and "Fatal Illness," as well as additional terms and conditions, are provided in your Annuity. Specific details and definitions in relation to this benefit may differ in certain jurisdictions.

WHAT TYPES OF ANNUITY OPTIONS ARE AVAILABLE?

We currently make annuity options available that provide fixed annuity payments, variable payments or adjustable payments. Fixed options provide the same amount with each payment. Variable options generally provide a payment which may increase or decrease depending on the investment performance of the
Sub-accounts. However, currently, we also make a variable payment option that has a guarantee feature. Adjustable options provide a fixed payment that is periodically adjusted based on current interest rates. We do not guarantee to make any annuity payment options available in the future. For additional information on annuity payment options you may request a Statement of Additional
Information.

When you purchase an Annuity, or at a later date, you may choose an Annuity
Date, an annuity option and the frequency of annuity payments. You may change your choices before the Annuity Date under the terms of your contract. A maximum
Annuity Date may be required by law. The Annuity Date may depend on the annuity option you choose. Certain annuity options may not be available depending on the age of the Annuitant.

Certain of these annuity options may be available to Beneficiaries who choose to receive the Death Benefit proceeds as a series of payments instead of a lump sum payment.

OPTION 1

Payments for Life: Under this option, income is payable periodically until the death of the "key life". The "key life" (as used in this section) is the person or persons upon whose life annuity payments are based. No additional annuity payments are made after the death of the key life. Since no minimum number of payments is guaranteed, this option offers the largest amount of periodic payments of the life contingent annuity options. It is possible that only one payment will be payable if the death of the key life occurs before the date the second payment was due, and no other payments nor death benefits would be payable. This Option is currently available on a fixed or variable basis. Under this option, you cannot make a partial or full surrender of the annuity.

OPTION 2

Payments Based on Joint Lives: Under this option, income is payable periodically during the joint lifetime of two key lives, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the survivor's death. No minimum number of payments is guaranteed under this option. It is possible that only one payment will be payable if the death of all the key lives occurs before the date the second payment was due, and no other payments or death benefits would be payable. This Option is currently available on a fixed or variable basis. Under this option, you cannot make a partial or full surrender of the annuity.

OPTION 3

Payments for Life with a Certain Period: Under this option, income is payable until the death of the key life. However, if the key life dies before the end of the period selected (5, 10 or 15 years), the remaining payments are paid to the
Beneficiary until the end of such period. This Option is currently available on a fixed or variable basis. If you elect to receive payments on a variable basis under this option, you can request partial or full surrender of the annuity and receive its then current cash value (if any) subject to our rules.

OPTION 4

Fixed Payments for a Certain Period: Under this option, income is payable periodically for a specified number of years. If the payee dies before the end of the specified number of years, the remaining payments are paid to the
Beneficiary until the end of such period. Note that under this option, payments are not based on any assumptions of life expectancy. Therefore, that portion of the Insurance Charge assessed to cover the risk that key lives outlive our expectations provides no benefit to an Owner selecting this option. Under this option, you cannot make a partial or full surrender of the annuity.

OPTION 5

Variable Payments for Life with a Cash Value: Under this option, benefits are payable periodically until the death of the key life. Benefits may increase or decrease depending on the investment performance of the Sub-accounts. This option has a cash value that also varies with the investment performance of the
Sub-account. The cash value provides a "cushion" from volatile investment performance so that negative investment performance does not automatically result in a decrease in the annuity payment each month, and positive investment performance does not automatically result in an increase in the annuity payment each month. The cushion generally "stabilizes" monthly annuity payments. Any cash value remaining on the death of the key life is paid to the Beneficiary in a lump sum or as periodic payments. Under this option, you can request partial or full surrender of the annuity and receive its then current cash value (if any) subject to our rules.

OPTION 6

Variable Payments for Life with a Cash Value and Guarantee: Under this option, benefits are payable as described in Option 5; except that, while the key life is alive, the annuity payment will not be less than a guaranteed amount, which generally is equal to the first annuity payment. We charge an additional amount for this guarantee. Under this option, any cash value remaining on the death of the key life is paid to the Beneficiary in a lump sum or as periodic payments.
Under this option, you can request partial or full surrender of the annuity and receive its then current cash value (if any) subject to our rules.

We may make additional annuity payment options available in the future.

HOW AND WHEN DO I CHOOSE THE ANNUITY PAYMENT OPTION?

Unless prohibited by law, we require that you elect either a life annuity or an annuity with a certain period of at least 5 years if any CDSC would apply were you to surrender your Annuity on the Annuity Date. Therefore, choosing an
Annuity Date within four (4) years of the Issue Date of the Annuity may limit the available annuity payment options. Certain annuity payment options may not be available if your Annuity Date occurs during the period that a CDSC would apply.

If you have not provided us with your Annuity Date or annuity payment option in writing, then:

|X|  the Annuity Date will be the first day of the calendar month following the later of the Annuitant's 85th birthday or the fifth anniversary of our receipt of your request to purchase an Annuity; and

|X|  the annuity payments, where allowed by law, will be calculated on a fixed basis under Option 3, Payments for Life with 10 years certain.

HOW ARE ANNUITY PAYMENTS CALCULATED?

Fixed Annuity Payments (Options 1-4) If you choose to receive fixed annuity payments, you will receive equal fixed-dollar payments throughout the period you select. The amount of the fixed payment will vary depending on the annuity payment option and payment frequency you select. Generally, the first annuity payment is determined by multiplying the Account Value, minus any state premium taxes that may apply, by the factor determined from our table of annuity rates.
The table of annuity rates differs based on the type of annuity chosen and the frequency of payment selected. Our rates will not be less than our guaranteed minimum rates. These guaranteed minimum rates are derived from the a2000
Individual Annuity Mortality Table with an assumed interest rate of 3% per annum. Where required by law or regulation, such annuity table will have rates that do not differ according to the gender of the key life. Otherwise, the rates will differ according to the gender of the key life.

VARIABLE ANNUITY PAYMENTS

We offer three different types of variable annuity payment options. The first annuity payment will be calculated based upon the assumed investment return
("AIR"). You select the AIR before we start to make annuity payments. You will not receive annuity payments until you choose an AIR. The remaining annuity payments will fluctuate based on the performance of the Sub-accounts relative to the AIR, as well as, other factors described below. The greater the AIR, the greater the first annuity payment. A higher AIR may result in smaller potential growth in the annuity payments. A lower AIR results in a lower initial annuity payment. Within payment options 1-3, if the Sub-accounts you choose perform exactly the same as the AIR, then subsequent annuity payments will be the same as the first annuity payment. If the Sub-accounts you choose perform better than the AIR, then subsequent annuity payments will be higher than the first annuity payment. If the Sub-accounts you choose perform worse than the AIR, then subsequent annuity payments will be lower than the first. Within payment options
5 and 6, the cash value for the Annuitant (while alive) and a variable period of time during which annuity payments will be made whether or not the Annuitant is still alive are adjusted based on the performance of the Sub-accounts relative to the AIR; however, subsequent annuity payments do not always increase or decrease based on the performance of the Sub-accounts relative to the AIR.

[X] VARIABLE PAYMENTS (OPTIONS 1-3) We calculate each annuity payment amount by multiplying the number of units scheduled to be redeemed under a schedule of units for each Sub-account by the Unit Value of each Sub-account on the annuity payment date. We determine the schedule of units based on your Account Value
(minus any premium tax that applies) at the time you elect to begin receiving annuity payments. The schedule of units will vary based on the annuity payment option selected, the length of any certain period (if applicable), the
Annuitant's age and gender (if annuity payments are due for the life of the
Annuitant) and the Unit Value of the Sub-accounts you initially selected on the
Issue Date. The calculation is performed for each Sub-account, and the sum of the Sub-account calculations equals the amount of your annuity payment. Other than to fund annuity payments, the number of units allocated to each Sub-account will not change unless you transfer among the Sub-accounts or make a withdrawal
(if allowed). You can select one of three AIRs for these options: 3%, 5% or 7%.

[X] STABILIZED VARIABLE PAYMENTS (OPTION 5) This option provides guaranteed payments for life, a cash value for the Annuitant (while alive) and a variable period of time during which annuity payments will be made whether or not the
Annuitant is still alive. We calculate the initial annuity payment amount by multiplying the number of units scheduled to be redeemed under a schedule of units by the Unit Values determined on the annuitization date. The schedule of units is established for each Sub-account you choose on the annuitization date based on the applicable benchmark rate, meaning the AIR, and the annuity factors. The annuity factors reflect our assumptions regarding the costs we expect to bear in guaranteeing payments for the lives of the Annuitant and will depend on the benchmark rate, the annuitant's attained age and gender (where permitted). Unlike variable payments (described above) where each payment can vary based on Sub-account performance, this payment option cushions the immediate impact of Sub-account performance by adjusting the length of the time during which annuity payments will be made whether or not the Annuitant is alive while generally maintaining a level annuity payment amount. Sub-account performance that exceeds a benchmark rate will generally extend this time period, while Sub-account performance that is less than a benchmark rate will generally shorten the period. If the period reaches zero and the Annuitant is still alive, Annuity Payments continue, however, the annuity payment amount will vary depending on Sub-account performance, similar to conventional variable payments. The AIR for this option is 4%.

[X] STABILIZED VARIABLE PAYMENTS WITH A GUARANTEED MINIMUM (OPTION 6) This
option provides guaranteed payments for life in the same manner as Stabilized
Variable Payments (described above). In addition to the stabilization feature, this option also guarantees that variable annuity payments will not be less than the initial annuity payment amount regardless of Sub-account performance. The
AIR for this option is 3%.

The variable annuity payment options are described in greater detail in a separate prospectus which will be provided to you at the time you elect one of the variable annuity payment options.

ADJUSTABLE ANNUITY PAYMENTS

We may make an adjustable annuity payment option available. Adjustable annuity payments are calculated similarly to fixed annuity payments except that on every fifth (5th) anniversary of receiving annuity payments, the annuity payment amount is adjusted upward or downward depending on the rate we are currently crediting to annuity payments. The adjustment in the annuity payment amount does not affect the duration of remaining annuity payments, only the amount of each payment.

DEATH BENEFIT

WHAT TRIGGERS THE PAYMENT OF A DEATH BENEFIT?

The Annuity provides a Death Benefit during its accumulation period. If the
Annuity is owned by one or more natural persons, the Death Benefit is payable upon the first death of an Owner. If the Annuity is owned by an entity, the
Death Benefit is payable upon the Annuitant's death, if there is no Contingent
Annuitant. If a Contingent Annuitant was designated before the Annuitant's death and the Annuitant dies, then the Contingent Annuitant becomes the Annuitant and a Death Benefit will not be paid at that time. The person upon whose death the
Death Benefit is paid is referred to below as the "decedent."

BASIC DEATH BENEFIT

The Annuity provides a basic Death Benefit at no additional charge. The
Insurance Charge we deduct daily from your Account Value allocated to the
Sub-accounts is used, in part, to pay us for the risk we assume in providing the basic Death Benefit guarantee under the Annuity. The Annuity also offers two different optional Death Benefits. Either benefit can be purchased for an additional charge. The additional charge is deducted to compensate American
Skandia for providing increased insurance protection under the optional Death
Benefits. Notwithstanding the additional protection provided under the optional
Death Benefits, the additional cost has the impact of reducing the net performance of the investment options.

The basic Death Benefit is the greater of:

|X|  The sum of all Purchase Payments less the sum of all proportional withdrawals.

|X|  The sum of your Account Value in the variable investment options and your
     Interim Value in the Fixed Allocations.

"Proportional withdrawals" are determined by calculating the percentage of your
Account Value that each prior withdrawal represented when withdrawn. For example, a withdrawal of 50% of Account Value would be considered as a 50%
reduction in Purchase Payments for purposes of calculating the basic Death
Benefit.

OPTIONAL DEATH BENEFITS

Two optional Death Benefits are offered for purchase with your Annuity to provide an enhanced level of protection for your beneficiaries.

Currently, these benefits are only offered and must be elected at the time that you purchase your Annuity. We may, at a later date, allow existing Annuity
Owners to purchase either of the optional Death Benefits subject to our rules and any changes or restrictions in the benefits. Certain terms and conditions may differ if you purchase your Annuity as part of an exchange, replacement or transfer, in whole or in part, from any other Annuity we issue.

ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT

The Enhanced Beneficiary Protection Optional Death Benefit can provide additional amounts to your Beneficiary that may be used to offset federal and state taxes payable on any taxable gains in your Annuity at the time of your death. Whether this benefit is appropriate for you may depend on your particular circumstances, including other financial resources that may be available to your
Beneficiary to pay taxes on your Annuity should you die during the accumulation period. No benefit is payable if death occurs on or after the Annuity Date.

The Enhanced Beneficiary Protection Optional Death Benefit provides a benefit that is payable in addition to the basic Death Benefit. If the Annuity has one
Owner, the Owner must be age 75 or less at the time the benefit is purchased. If the Annuity has joint Owners, the oldest Owner must be age 75 or less. If the
Annuity is owned by an entity, the Annuitant must be age 75 or less.

Calculation of Enhanced Beneficiary Protection Optional Death Benefit If you
purchase the Enhanced Beneficiary Protection Optional Death Benefit, the Death
Benefit is calculated as follows:

1. the basic Death Benefit described above;

PLUS

2. 40% of your "Growth" under the Annuity, as defined below.

"Growth" means the sum of your Account Value in the variable investment options and your Interim Value in the Fixed Allocations, minus the total of all Purchase
Payments reduced by the sum of all proportional withdrawals.

"Proportional withdrawals" are determined by calculating the percentage of your
Account Value that each prior withdrawal represented when withdrawn.

The Enhanced Beneficiary Protection Optional Death Benefit is subject to a maximum of 100% of all Purchase Payments applied to the Annuity at least 12 months prior to the death of the decedent that triggers the payment of the Death
Benefit.

The Enhanced Beneficiary Protection Optional Death Benefit described above is currently being offered in those jurisdictions where we have received regulatory approval. Certain terms and conditions may differ between jurisdictions once approved. Please see Appendix E for a description of the Enhanced Beneficiary
Protection Optional Death Benefit offered before November 18, 2002 in those jurisdictions where we received regulatory approval. Please refer to the section entitled "Tax Considerations" for a discussion of special tax considerations for purchasers of this benefit.

See Appendix C for examples of how the Enhanced Beneficiary Protection Optional
Death Benefit is calculated.

HIGHEST ANNIVERSARY VALUE DEATH BENEFIT

If the Annuity has one Owner, the Owner must be age 79 or less at the time
Highest Anniversary Value Optional Death Benefit is purchased. If the Annuity has joint Owners, the oldest Owner must be age 79 or less. If the Annuity is owned by an entity, the Annuitant must be age 79 or less.

Certain of the Portfolios offered as Sub-accounts under the Annuity are not available if you elect the Highest Anniversary Value Death Benefit.

KEY TERMS USED WITH THE HIGHEST ANNIVERSARY VALUE DEATH BENEFIT

|X|  The Death Benefit Target Date is the contract anniversary on or after the
     80th birthday of the current Owner, the oldest of either joint Owner or the
     Annuitant, if entity owned.

|X|  The Highest Anniversary Value equals the highest of all previous
     "Anniversary Value" less proportional withdrawals since such anniversary and plus any Purchase Payments since such anniversary.

|X|  The Anniversary Value is the Account Value as of each anniversary of the
     Issue Date of the Annuity. The Anniversary Value on the Issue Date is equal to your Purchase Payment.

|X|  Proportional withdrawals result in a reduction to the Highest Anniversary
     Value by reducing such value in the same proportion as the Account Value was reduced by the withdrawal as of the date the withdrawal occurred. For example, if your Highest Anniversary Value is $125,000 and you subsequently withdraw $10,000 at a time when your Account Value is equal to $100,000 (a
     10% reduction), when calculating the optional Death Benefit we will reduce your Highest Anniversary Value ($125,000) by 10% or $12,500.

CALCULATION OF HIGHEST ANNIVERSARY VALUE DEATH BENEFIT

The Highest Anniversary Value Death Benefit depends on whether death occurs before or after the Death Benefit Target Date.

If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greater of:

1.   the basic Death Benefit described above; and

2.   the Highest Anniversary Value as of the Owner's date of death.

If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:

1.   the basic Death Benefit described above; and

2.   the Highest Anniversary Value on the Death Benefit Target Date plus the sum of all Purchase Payments less the sum of all proportional withdrawals since the Death Benefit Target Date.

The amount determined by this calculation is increased by any Purchase Payments received after the Owner's date of death and decreased by any proportional withdrawals since such date.

The Highest Anniversary Value Death Benefit described above is currently being offered in those jurisdictions where we have received regulatory approval.
Certain terms and conditions may differ between jurisdictions once approved.
Please see Appendix E for a description of the Guaranteed Minimum Death Benefit offered before November 18, 2002 in those jurisdictions where we received regulatory approval.

See Appendix C for examples of how the Highest Anniversary Value Death Benefit is calculated.

Annuities with joint Owners

For Annuities with Joint Owners, the Death Benefit is calculated as shown above except that the age of the oldest of the Joint Owners is used to determine the
Death Benefit Target Date. NOTE: If you and your spouse own the Annuity jointly, we will pay the Death Benefit to the Beneficiary. If the sole primary
Beneficiary is the surviving spouse, then the surviving spouse can elect to assume ownership of the Annuity and continue the contract instead of receiving the Death Benefit.

Annuities owned by entities

For Annuities owned by an entity, the Death Benefit is calculated as shown above except that the age of the Annuitant is used to determine the Death Benefit
Target Date. Payment of the Death Benefit is based on the death of the Annuitant
(or Contingent Annuitant, if applicable).

Can I terminate the optional Death Benefits? Do the optional Death Benefits terminate under other circumstances? You can terminate the Enhanced Beneficiary
Protection Optional Death Benefit and Highest Anniversary Value Optional Death
Benefit at any time. Both optional Death Benefits will terminate automatically on the Annuity Date. We may also terminate any optional Death Benefit if necessary to comply with our interpretation of the Code and applicable regulations.

What are the charges for the optional Death Benefits? We deduct a charge equal to 0.25% per year, respectively, if you elect the Highest Anniversary Value
Optional Death Benefit or the Enhanced Beneficiary Protection Optional Death
Benefit. If you elect both optional Death Benefits, the total charge is equal to
0.50% per year. We deduct the charge to compensate American Skandia for providing increased insurance protection under the optional Death Benefit. The additional annual charge is deducted daily against your Account Value allocated to the Sub-accounts.

Please refer to the section entitled "Tax Considerations" for additional considerations in relation to the optional Death Benefit.

PAYMENT OF DEATH BENEFITS

PAYMENT OF DEATH BENEFIT TO BENEFICIARY

Except in the case of a spousal Beneficiary, in the event of your death, the death benefit must be distributed:

|X|  as a lump sum amount at any time within five (5) years of the date of death; or

|X|  as a series of annuity payments not extending beyond the life expectancy of the Beneficiary or over the life of the Beneficiary. Payments under this option must begin within one year of the date of death.

Unless you have made an election prior to death benefit proceeds becoming due, a
Beneficiary can elect to receive the Death Benefit proceeds as a series of fixed annuity payments (annuity payment options 1-4) or as a series of variable annuity payments (annuity payment options 1-3 or 5 and 6). See the section entitled "What Types of Annuity Options are Available."

SPOUSAL BENEFICIARY - ASSUMPTION OF ANNUITY

You may name your spouse as your Beneficiary. If you and your spouse own the
Annuity jointly, we assume that the sole primary Beneficiary will be the surviving spouse unless you elect an alternative Beneficiary designation. Unless you elect an alternative Beneficiary designation, the spouse Beneficiary may elect to assume ownership of the Annuity instead of taking the Death Benefit payment. Any Death Benefit (including any optional Death Benefits) that would have been payable to the Beneficiary will become the new Account Value as of the date we receive due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the surviving spouse, the new Account Value will be considered as the initial Purchase Payment. No CDSC will apply to the new
Account Value. However, any additional Purchase Payments applied after the date the assumption is effective will be subject to all provisions of the Annuity, including any CDSC that may apply to the additional Purchase Payments.

See the section entitled "Managing Your Annuity - Spousal Contingent Annuitant"
for a discussion of the treatment of a spousal Contingent Annuitant in the case of the death of the Annuitant in an entity owned Annuity.

IRA BENEFICIARY CONTINUATION OPTION

The Code provides for alternative death benefit payment options when an Annuity is used as an IRA, 403(b) or other "qualified investment" that requires Minimum
Distributions. Upon the Owner's death under an IRA, 403(b) or other "qualified investment", a Beneficiary may generally elect to continue the Annuity and receive Minimum Distributions under the Annuity instead of receiving the death benefit in a single payment. The available payment options will depend on whether the Owner died on or before the date he or she was required to begin receiving Minimum Distributions under the Code and whether the Beneficiary is the surviving spouse.

|X|  If death occurs before the date Minimum Distributions must begin under the
     Code, the Death Benefit can be paid out in either a lump sum, within five years from the date of death, or over the life or life expectancy of the designated Beneficiary (as long as payments begin by December 31st of the year following the year of death). However, if the spouse is the
     Beneficiary, the Death Benefit can be paid out over the life or life expectancy of the spouse with such payments beginning no earlier than
     December 31st of the year following the year of death or December 31st of the year in which the deceased would have reached age 70 1/2, which ever is later.

|X|  If death occurs after the date Minimum Distributions must begin under the
     Code, the Death Benefit must be paid out at least as rapidly as under the method then in effect.

A Beneficiary has the flexibility to take out more each year than required under the Minimum Distribution rules. Until withdrawn, amounts in an IRA, 403(b) or other "qualified investment" continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the Minimum
Distribution rules, are subject to tax. You may wish to consult a professional tax advisor for tax advice as to your particular situation. See the section entitled "How are Distributions From Qualified Contracts Taxed? - Minimum
Distributions after age 70 1/2."

Upon election of this IRA Beneficiary Continuation option:

|X|  the Annuity contract will be continued in the Owner's name, for the benefit of the Beneficiary.

|X|  the Account Value will be equal to any Death Benefit (including any optional Death Benefit) that would have been payable to the Beneficiary if they had taken a lump sum distribution.

|X|  the Beneficiary may request transfers among Sub-accounts, subject to the same limitations and restrictions that applied to the Owner. NOTE: The
     Sub-accounts offered under the IRA Beneficiary Continuation option may be limited.

|X|  no additional Purchase Payments can be applied to the Annuity.

|X|  the basic Death Benefit and any optional Death Benefits elected by the
     Owner will no longer apply to the Beneficiary.

|X|  the Beneficiary can request a withdrawal of all or a portion of the Account
     Value at any time without application of a CDSC.

|X|  upon the death of the Beneficiary, any remaining Account Value will be paid in a lump sum to the person(s) named by the Beneficiary.

|X|  all amounts in the Annuity must be paid out to the Beneficiary according to the Minimum Distribution rules described above.

Please contact American Skandia for additional information on the availability, restrictions and limitations that will apply to a Beneficiary under the IRA
Beneficiary Continuation option.

Are there any exceptions to these rules for paying the Death Benefit? Yes, there are exceptions that apply no matter how your Death Benefit is calculated. There are exceptions to the Death Benefit if the decedent was not the Owner or
Annuitant as of the Issue Date and did not become the Owner or Annuitant due to the prior Owner's or Annuitant's death. Any Death Benefit (including either optional Death Benefit) that applies will be suspended for a two-year period from the date he or she first became Owner or Annuitant. After the two-year suspension period is completed, the Death Benefit is the same as if this person had been an Owner or Annuitant on the Issue Date.

When do you determine the Death Benefit?

We determine the amount of the Death Benefit as of the date we receive "due proof of death", any instructions we require to determine the method of payment and any other written representations we require to determine the proper payment of the Death Benefit to all Beneficiaries. "Due proof of death" may include a certified copy of a death certificate, a certified copy of a decree of a court of competent jurisdiction as to the finding of death or other satisfactory proof of death. Upon our receipt of "due proof of death" we automatically transfer the
Death Benefit to the AST Money Market Sub-account until we further determine the universe of eligible Beneficiaries. Once the universe of eligible Beneficiaries has been determined each eligible Beneficiary may allocate his or her eligible share of the Death Benefit to the Sub-accounts according to our rules.

Each Beneficiary must make an election as to the method they wish to receive their portion of the Death Benefit. Absent an election of a Death Benefit payment method, no Death Benefit can be paid to the Beneficiary. We may require written acknowledgment of all named Beneficiaries before we can pay the Death
Benefit. During the period from the date of death until we receive all required paper work, the amount of the Death Benefit may be subject to market fluctuations.

VALUING YOUR INVESTMENT

HOW IS MY ACCOUNT VALUE DETERMINED?

During the accumulation period, the Annuity has an Account Value. The Account
Value is determined separately for each Sub-account allocation and for each
Fixed Allocation. The Account Value is the sum of the values of each Sub-account allocation and the value of each Fixed Allocation. The Account Value does not reflect any CDSC that may apply to a withdrawal or surrender. When determining the Account Value on a day more than 30 days prior to a Fixed Allocation's
Maturity Date, the Account Value may include any Market Value Adjustment that would apply to a Fixed Allocation (if withdrawn or transferred) on that day.

WHAT IS THE SURRENDER VALUE OF MY ANNUITY?

The Surrender Value of your Annuity is the value available to you on any day during the accumulation period. The Surrender Value is equal to your Account
Value minus any CDSC, the Annual Maintenance Fee and the charge for any optional benefits. The Surrender Value will also include any Market Value Adjustment that may apply.

HOW AND WHEN DO YOU VALUE THE SUB-ACCOUNTS?

When you allocate Account Value to a Sub-account, you are purchasing units of the Sub-account. Each Sub-account invests exclusively in shares of an underlying
Portfolio. The value of the Units fluctuates with the market fluctuations of the
Portfolios. The value of the Units also reflects the daily accrual for the
Insurance Charge and if you elected one or more optional benefits whose annual charge is deducted daily, the additional charge made for such benefits. There may be several different Unit Prices for each Sub-account to reflect the
Insurance Charge and the charges for any optional benefits. The Unit Price for the Units you purchase will be based on the total charges for the benefits that apply to your Annuity. See the section entitled "What Happens to My Units When
There is a Change in Daily Asset-Based Charges?" for a detailed discussion of how Units are purchased and redeemed to reflect changes in the daily charges that apply to your Annuity.

Each Valuation Day, we determine the price for a Unit of each Sub-account, called the "Unit Price." The Unit Price is used for determining the value of transactions involving Units of the Sub-accounts. We determine the number of
Units involved in any transaction by dividing the dollar value of the transaction by the Unit Price of the Sub-account as of the Valuation Day.

EXAMPLE

Assume you allocate $5,000 to a Sub-account. On the Valuation Day you make the allocation, the Unit Price is $14.83. Your $5,000 buys 337.154 Units of the
Sub-account. Assume that later, you wish to transfer $3,000 of your Account
Value out of that Sub-account and into another Sub-account. On the Valuation Day you request the transfer, the Unit Price of the original Sub-account has increased to $16.79. To transfer $3,000, we sell 178.677 Units at the current
Unit Price, leaving you 158.477 Units. We then buy $3,000 of Units of the new
Sub-account at the Unit Price of $17.83. You would then have 168.255 Units of the new Sub-account.

HOW DO YOU VALUE FIXED ALLOCATIONS?

During the Guarantee Period, we use the concept of an Interim Value. The Interim
Value can be calculated on any day and is equal to the initial value allocated to a Fixed Allocation plus all interest credited to a Fixed Allocation as of the date calculated. The Interim Value does not include the impact of any Market
Value Adjustment. If you made any transfers or withdrawals from a Fixed
Allocation, the Interim Value will reflect the withdrawal of those amounts and any interest credited to those amounts before they were withdrawn. To determine the Account Value of a Fixed Allocation on any day other than its Maturity Date or within 30 days prior to its Maturity Date, we multiply the Account Value of the Fixed Allocation times the Market Value Adjustment factor.

WHEN DO YOU PROCESS AND VALUE TRANSACTIONS?

American Skandia is generally open to process financial transactions on those days that the New York Stock Exchange (NYSE) is open for trading. There may be circumstances where the NYSE does not open on a regularly scheduled date or time or closes at an earlier time than scheduled (normally 4:00 p.m. EST). Financial transactions requested before the close of the NYSE which meet our requirements will be processed according to the value next determined following the close of business. Financial transactions requested on a non-business day or after the close of the NYSE will be processed based on the value next computed on the next business day. There may be circumstances when the opening or closing time of the
NYSE is different than other major stock exchanges, such as NASDAQ or the
American Stock Exchange. Under such circumstances, the closing time of the NYSE will be used when valuing and processing transactions.

There may be circumstances where the NYSE is open, however, due to inclement weather, natural disaster or other circumstances beyond our control, our offices may be closed or our business processing capabilities may be restricted. Under those circumstances, your Account Value may fluctuate based on changes in the
Unit Values, but you may not be able to transfer Account Value, or make a purchase or redemption request.

The NYSE is closed on the following nationally recognized holidays: New Year's
Day, Martin Luther King, Jr. Day, Presidents' Day, Good Friday, Memorial Day,
Independence Day, Labor Day, Thanksgiving, and Christmas. On those dates, we will not process any financial transactions involving purchase or redemption orders.

American Skandia will also not process financial transactions involving purchase or redemption orders or transfers on any day that:

|X|  trading on the NYSE is restricted;

|X|  an emergency exists making redemption or valuation of securities held in the separate account impractical; or

|X|  the SEC, by order, permits the suspension or postponement for the protection of security holders.

Initial Purchase Payments: We are required to allocate your initial Purchase
Payment to the Sub-accounts within two (2) days after we receive all of our requirements to issue the Annuity. If we do not have all the required information to allow us to issue your Annuity, we may retain the Purchase
Payment while we try to reach you or your representative to obtain all of our requirements. If we are unable to obtain all of our required information within five (5) days, we are required to return the Purchase Payment to you at that time, unless you specifically consent to our retaining the Purchase Payment while we gather the required information. Once we obtain the required information, we will invest the Purchase Payment and issue the Annuity within two (2) days. During any period that we are trying to obtain the required information, your money is not invested.

Additional Purchase Payments: We will apply any additional Purchase Payments on the Valuation Day that we receive the Purchase Payment with satisfactory allocation instructions.

Scheduled Transactions: "Scheduled" transactions include transfers under a
Dollar Cost Averaging, rebalancing, or asset allocation program, Systematic
Withdrawals, Minimum Distributions or annuity payments. Scheduled transactions are processed and valued as of the date they are scheduled, unless the scheduled day is not a Valuation Day. In that case, the transaction will be processed and valued on Valuation Day prior to the scheduled transaction date.

Unscheduled Transactions: "Unscheduled" transactions include any other non-scheduled transfers and requests for Partial Withdrawals or Free Withdrawals or Surrenders. Unscheduled transactions are processed and valued as of the
Valuation Day we receive the request at our Office and have all of the required information.

Medically-related Surrenders & Death Benefits: Medically-related surrender requests and Death Benefit claims require our review and evaluation before processing. We price such transactions as of the date we receive at our Office all supporting documentation we require for such transactions and that are satisfactory to us.

Transactions in ProFunds VP Sub-accounts: Generally, purchase or redemption orders or transfer requests must be received by us by no later than the close of the NYSE to be processed on the current Valuation Day. However, any purchase or redemption order or transfer request involving the ProFunds VP Sub-accounts must be received by us no later than one hour prior to any announced closing of the applicable securities exchange (generally, 3:00 p.m. Eastern time) to be processed on the current Valuation Day. The "cut-off" time for such financial transactions involving a ProFunds VP Sub-account will be extended to1/2hour prior to any announced closing (generally, 3:30 p.m. Eastern time) for transactions submitted electronically through American Skandia's Internet website (www.americanskandia.com). You cannot request a transaction involving the purchase, redemption or transfer of units in one of the ProFunds VP
Sub-account between the applicable "cut-off" time and 4:00 p.m. Transactions received after 4:00 p.m. will be treated as received by us on the next Valuation
Day.

WHAT HAPPENS TO MY UNITS WHEN THERE IS A CHANGE IN DAILY ASSET-BASED CHARGES?

Termination of Optional Benefits: If you terminate the Guaranteed Return Option program or either Optional Death Benefit, we will no longer deduct the charge we apply to purchase the optional benefit. On the date the charge no longer applies, your Annuity will become subject to a different daily asset-based charge. We will process a transaction where your Account Value allocated to the
Sub-accounts will be used to purchase new Units of the Sub-accounts that reflect the Insurance Charge and any optional benefit or program still elected, but not the charge for the optional benefit or program that you terminated. The number of Units attributed to your Annuity will be decreased and the Unit Price of each unit of the Sub-accounts in which you invested will be increased. The adjustment in the number of Units and Unit Price will not affect your Account Value.
Beginning on that date, your Account Value will be determined based on the change in the value of Units that reflect the Insurance Charge and any other optional benefits that you have elected.

TAX CONSIDERATIONS

WHAT ARE SOME OF THE FEDERAL TAX CONSIDERATIONS OF THIS ANNUITY?

Following is a brief summary of some of the Federal tax considerations relating to this Annuity. However, since the tax laws are complex and tax consequences are affected by your individual circumstances, this summary of our interpretation of the relevant tax laws is not intended to be fully comprehensive nor is it intended as tax advice. Therefore, you may wish to consult a professional tax advisor for tax advice as to your particular situation.

HOW ARE AMERICAN SKANDIA AND THE SEPARATE ACCOUNTS TAXED?

The Separate Accounts are taxed as part of American Skandia. American Skandia is taxed as a life insurance company under Part I, subchapter L of the Code. No taxes are due on interest, dividends and short-term or long-term capital gains earned by the Separate Accounts with respect to the Annuities.

IN GENERAL, HOW ARE ANNUITIES TAXED?

Section 72 of the Code governs the taxation of annuities in general. Taxation of the Annuity will depend in large part on:

1.   whether the Annuity is used by:

|X|  a qualified pension plan, profit sharing plan or other retirement arrangement that is eligible for special treatment under the Code (for purposes of this discussion, a "Qualified Contract"); or

|X|  an individual or a corporation, trust or partnership (a "Non-qualified
     Contract"); and

2.   whether the Owner is:

|X|  an individual person or persons; or

|X|  an entity including a corporation, trust or partnership.

Individual Ownership: If one or more individuals own an Annuity, the Owner of the Annuity is generally not taxed on any increase in the value of the Annuity until an amount is received (a "distribution"). This is commonly referred to as
"tax deferral". A distribution can be in the form of a lump sum payment including payment of a Death Benefit, or in annuity payments under one of the annuity payment options. Certain other transactions may qualify as a distribution and be subject to taxation.

Entity Ownership: If the Annuity is owned by an entity and is not a Qualified
Contract, generally the Owner of the Annuity must currently include any increase in the value of the Annuity during a tax year in its gross income. An exception from current taxation applies for annuities held by an employer with respect to a terminated tax-qualified retirement plan, a trust holding an annuity as an agent for a natural person, or by a decedent's estate by reason of the death of the decedent. A tax-exempt entity for Federal tax purposes may not be subject to income tax as a result of this provision.

HOW ARE DISTRIBUTIONS TAXED?

Distributions from an Annuity are taxed as ordinary income and not as capital gains.

Distributions Before Annuitization: Distributions received before annuity payments begin are generally treated as coming first from "income on the contract" and then as a return of the "investment in the contract". The amount of any distribution that is treated as receipt of "income on the contract" is includible in the taxpayer's gross income and taxable in the year it is received. The amount of any distribution treated as a return of the "investment in the contract" is not includible in gross income.

|X|  "Income on the contract" is calculated by subtracting the taxpayer's
     "investment in the contract" from the aggregate value of all "related contracts" (discussed below).

|X|  "Investment in the contract" is equal to total purchase payments for all
     "related contracts" minus any previous distributions or portions of such distributions from such "related contracts" that were not includible in gross income. "Investment in the contract" may be affected by whether an annuity or any "related contract" was purchased as part of a tax-free exchange of life insurance, endowment, or annuity contracts under Section
     1035 of the Code. The "investment in the contract" for a Qualified Contract will be considered zero for tax reporting purposes.

Distributions After Annuitization: A portion of each annuity payment received on or after the Annuity Date will generally be taxable. The taxable portion of each annuity payment is determined by a formula which establishes the ratio that the
"investment in the contract" bears to the total value of annuity payments to be made. This is called the "exclusion ratio." The investment in the contract is excluded from gross income. Any portion of an annuity payment received that exceeds the exclusion ratio will be entirely includible in gross income. The formula for determining the exclusion ratio differs between fixed and variable annuity payments. When annuity payments cease because of the death of the person upon whose life payments are based and, as of the date of death, the amount of annuity payments excluded from taxable income by the exclusion ratio does not exceed the "investment in the contract," then the remaining portion of unrecovered investment may be allowed as a deduction on the decedent's final income tax return.

Penalty Tax on Distributions: Generally, any distribution from an annuity not used in conjunction with a Qualified Contract (Qualified Contracts are discussed below) is subject to a penalty equal to 10% of the amount includible in gross income. This penalty does not apply to certain distributions, including:

|X|  Distributions made on or after the taxpayer has attained age 591/2;

|X|  Distributions made on or after the death of the contract owner, or, if the owner is an entity, the death of the annuitant;

|X|  Distributions attributable to the taxpayer's becoming disabled within the meaning of Code section 72(m)(7);

|X|  Distributions which are part of a series of substantially equal periodic payments for the life (or life expectancy) of the taxpayer or the joint lives (or joint life expectancies) of the taxpayer and the taxpayer's designated beneficiary);

|X|  Distributions of amounts which are treated as "investments in the contract"
     made prior to August 14, 1982;

|X|  Payments under an immediate annuity as defined in the Code;

|X|  Distributions under a qualified funding asset under Code Section 130(d); or

|X|  Distributions from an annuity purchased by an employer on the termination of a qualified pension plan that is held by the employer until the employee separates from service.

Special rules applicable to "related contracts": Contracts issued by the same insurer to the same contract owner within the same calendar year (other than certain contracts owned in connection with a tax-qualified retirement arrangement) are to be treated as one annuity contract when determining the taxation of distributions before annuitization. We refer to these contracts as
"related contracts." In situations involving related contracts we believe that the values under such contracts and the investment in the contracts will be added together to determine the proper taxation of a distribution from any one contract described under the section "Distributions before Annuitization."
Generally, distributions will be treated as coming first from income on the contract until all of the income on all such related contracts is withdrawn, and then as a return of the investment in the contract. There is some uncertainty regarding the manner in which the Internal Revenue Service would view related contracts when one or more contracts are immediate annuities or are contracts that have been annuitized. The Internal Revenue Service has not issued guidance clarifying this issue as of the date of this Prospectus. You are particularly cautioned to seek advice from your own tax advisor on this matter.

Special concerns regarding "substantially equal periodic payments": (also known as "72(t)" or "72(q)" distributions) Any modification to a program of distributions which are part of a series of substantially equal periodic payments that occur before the later of the taxpayer reaching age 59 1/2or five
(5) years from the first of such payments will result in the requirement to pay the 10% premature distribution penalty that would have been due had the payments been treated as subject to the 10% premature distribution penalty in the years received, plus interest. This does not apply when the modification is by reason of death or disability. American Skandia does not currently support a section
72(q) program.

Special concerns regarding immediate annuities: The Internal Revenue Service has ruled that the immediate annuity exception to the 10% penalty described above under "Penalty Tax on Distributions" for "non-qualified" immediate annuities as defined under the Code may not apply to annuity payments under a contract recognized as an immediate annuity under state insurance law obtained pursuant to an exchange of a contract if: (a) purchase payments for the exchanged contract were contributed or deemed to be contributed more than one year prior to the annuity starting date under the immediate annuity; and (b) the annuity payments under the immediate annuity do not meet the requirements of any other exception to the 10% penalty.

Special rules in relation to tax-free exchanges under Section 1035: Section 1035 of the Code permits certain tax-free exchanges of a life insurance, annuity or endowment contract for an annuity. If an annuity is purchased through a tax-free exchange of a life insurance, annuity or endowment contract that was purchased prior to August 14, 1982, then any distributions other than as annuity payments will be considered to come:

|X|  First, from the amount of "investment in the contract" made prior to August
     14, 1982 and exchanged into the annuity;

|X|  Then, from any "income on the contract" that is attributable to the purchase payments made prior to August 14, 1982 (including income on such original purchase payments after the exchange);

|X|  Then, from any remaining "income on the contract"; and

|X|  Lastly, from the amount of any "investment in the contract" made after
     August 13, 1982.

Therefore, to the extent a distribution is equal to or less than the remaining investment in the contract made prior to August 14, 1982, such amounts are not included in taxable income. Further, distributions received that are considered to be a return of investment on the contract from purchase payments made prior to August 14, 1982, such distributions are not subject to the 10% tax penalty.
In all other respects, the general provisions of the Code apply to distributions from annuities obtained as part of such an exchange.

Partial surrenders may be treated in the same way as tax-free 1035 exchanges of entire contracts, therefore avoiding current taxation of any gains in the contract as well as the 10% IRS tax penalty on pre-age 59 1/2withdrawals. The
IRS has reserved the right to treat transactions it considers abusive as ineligible for this favorable partial 1035 exchange treatment. We do not know what transactions may be considered abusive. For example, we do not know how the
IRS may view early withdrawals or annuitizations after a partial exchange. As of the date of this prospectus, we will treat a partial surrender of this type involving a non-qualified annuity contract as a "tax-free" exchange for future tax reporting purposes, except to the extent that we, as a reporting and withholding agent, believe that we would be expected to deem the transaction to be abusive. However, some insurance companies may not recognize these partial surrenders as tax-free exchanges and may report them as taxable distributions to the extent of any gain distributed as well as subjecting the taxable portion of the distribution to the 10% IRS early distribution penalty. We strongly urge you to discuss any transaction of this type with your tax advisor before proceeding with the transaction.

There is no guidance from the Internal Revenue Service as to whether a partial exchange from a life insurance contract is eligible for non-recognition treatment under Section 1035 of the Code. We will continue to report a partial surrender of a life insurance policy as subject to current taxation to the extent of any gain. In addition, please be cautioned that no specific guidance has been provided as to the impact of such a transaction on the remaining life insurance policy, particularly as to the subsequent methods to be used to test for compliance under the Code for both the definition of life insurance and the definition of a modified endowment contract.

Special Considerations for Purchasers of the Enhanced Beneficiary Protection
Optional Death Benefit: As of the date of this Prospectus, it is our understanding that the charges related to the optional Death Benefit are not subject to current taxation and we will not report them as such. However, the
IRS could take the position that these charges should be treated as partial withdrawals subject to current taxation to the extent of any gain and, if applicable, the 10% tax penalty. We reserve the right to report charges for the optional Death Benefit as partial withdrawals if we, as a reporting and withholding agent, believe that we would be expected to report them as such.

WHAT TAX CONSIDERATIONS ARE THERE FOR TAX-QUALIFIED RETIREMENT PLANS OR
QUALIFIED CONTRACTS?

An annuity may be suitable as a funding vehicle for various types of tax-qualified retirement plans. We have provided summaries below of the types of tax-qualified retirement plans with which we may issue an Annuity. These summaries provide general information about the tax rules and are not intended to be complete discussions. The tax rules regarding qualified plans are complex.
These rules may include limitations on contributions and restrictions on distributions, including additional taxation of distributions and additional penalties. The terms and conditions of the tax-qualified retirement plan may impose other limitations and restrictions that are in addition to the terms of the Annuity. The application of these rules depends on individual facts and circumstances. Before purchasing an Annuity for use in a qualified plan, you should obtain competent tax advice, both as to the tax treatment and suitability of such an investment. American Skandia does not offer all of its annuities to all of these types of tax-qualified retirement plans.

Economic Growth and Tax Relief Reconciliation Act (EGTRRA): Certain states do not conform to the pension provisions included in EGTRRA. We recommend that you consult with your tax advisor to determine the status of your state's statutes as they relate to EGTRRA and your tax qualified retirement plan.

Corporate Pension and Profit-sharing Plans: Annuities may be used to fund employee benefits of various corporate pension and profit-sharing plans established by corporate employers under Section 401(a) of the Code including
401(k) plans. Contributions to such plans are not taxable to the employee until distributions are made from the retirement plan. The Code imposes limitations on the amount that may be contributed and the timing of distributions. The tax treatment of distributions is subject to special provisions of the Code, and also depends on the design of the specific retirement plan. There are also special requirements as to participation, nondiscrimination, vesting and nonforfeitability of interests.

H.R. 10 Plans: Annuities may also be used to fund benefits of retirement plans established by self-employed individuals for themselves and their employees.
These are commonly known as "H.R. 10 Plans" or "Keogh Plans". These plans are subject to most of the same types of limitations and requirements as retirement plans established by corporations. However, the exact limitations and requirements may differ from those for corporate plans.

Tax Sheltered Annuities: Under Section 403(b) of the Code, a tax sheltered annuity ("TSA") is a contract into which contributions may be made by certain qualifying employers such as public schools and certain charitable, educational and scientific organizations specified in Section 501(c)(3) for the benefit of their employees. Such contributions are not taxable to the employee until distributions are made from the TSA. The Code imposes limits on contributions, transfers and distributions. Nondiscrimination requirements also apply.

Section 457 Plans: Under Section 457 of the Code, deferred compensation plans established by governmental and certain other tax exempt employers for their employees may invest in annuity contracts. The Code limits contributions and distributions, and imposes eligibility requirements as well. Contributions are not taxable to employees until distributed from the plan. However, plan assets remain the property of the employer and are subject to the claims of the employer's general creditors until such assets are made available to participants or their beneficiaries.

Individual Retirement Arrangements or "IRAs": Section 408 of the Code allows eligible individuals to maintain an individual retirement account or individual retirement annuity ("IRA"). IRAs are subject to limitations on the amount that may be contributed, the contributions that may be deducted from taxable income, the persons who may be eligible to establish an IRA and the time when distributions must commence. Further, an Annuity may be established with
"roll-over" distributions from certain tax-qualified retirement plans and maintain the tax-deferred status of these amounts.

Roth IRAs: A form of IRA is also available called a "Roth IRA". Contributions to a Roth IRA are not tax deductible. However, distributions from a Roth IRA are free from Federal income taxes and are not subject to the 10% penalty tax if five (5) tax years have passed since the first contribution was made or any conversion from a traditional IRA was made and the distribution is made (a) once the taxpayer is age 59 1/2or older, (b) upon the death or disability of the taxpayer, or (c) for qualified first-time home buyer expenses, subject to certain limitations. Distributions from a Roth IRA that are not "qualified" as described above may be subject to Federal income and penalty taxes.

Purchasers of IRAs and Roth IRAs will receive a special disclosure document, which describes limitations on eligibility, contributions, transferability and distributions. It also describes the conditions under which distributions from
IRAs and qualified plans may be rolled over or transferred into an IRA or another qualified plan, on a tax-deferred basis and the conditions under which distributions from traditional IRAs may be rolled over to, or the traditional
IRA itself may be converted into, a Roth IRA.

SEP IRAs: Eligible employers that meet specified criteria may establish
Simplified Employee Pensions or SEP IRAs. Employer contributions that may be made to employee SEP IRAs are larger than the amounts that may be contributed to other IRAs, and may be deductible to the employer.

HOW ARE DISTRIBUTIONS FROM QUALIFIED CONTRACTS TAXED?

Distributions from Qualified Contracts are generally taxed under Section 72 of the Code. Under these rules, a portion of each distribution may be excludable from income. The excludable amount is the proportion of a distribution representing after-tax contributions. Generally, a 10% penalty tax applies to the taxable portion of a distribution from a Qualified Contract made prior to age 59 1/2. However, the 10% penalty tax does not apply when the distribution:

|X|  is part of a properly executed transfer to another IRA or another eligible qualified account;

|X|  is subsequent to the death or disability of the taxpayer (for this purpose disability is as defined in Section 72(m)(7) of the Code);

|X|  is part of a series of substantially equal periodic payments to be paid not less frequently than annually for the taxpayer's life or life expectancy or for the joint lives or life expectancies of the taxpayer and a designated beneficiary;

|X|  is subsequent to a separation from service after the taxpayer attains age
     55*;

|X|  does not exceed the employee's allowable deduction in that tax year for medical care;

|X|  is made to an alternate payee pursuant to a qualified domestic relations order*;

|X|  is made pursuant to an IRS levy;

|X|  is made to pay qualified acquisition costs for a first time home purchase
     (IRA only);

|X|  is made to pay qualified higher education expenses (IRA only); and

|X|  is not more than the cost of your medical insurance (IRA only).

The exceptions above which are followed by an asterisk (*) do not apply to IRAs.
Certain other exceptions may be available.

Minimum Distributions after age 70 1/2: A participant's interest in a Qualified
Contract must generally be distributed, or begin to be distributed, by the
"required beginning date". This is April 1st of the calendar year following the later of:

|X|  the calendar year in which the individual attains age 70 1/2; or

|X|  the calendar year in which the individual retires from service with the employer sponsoring the plan. The retirement option is not available to
     IRAs.

The IRS has released Treasury regulations containing new Minimum Distribution rules. For Minimum Distributions required in 2003 and later, individuals are required to use the rules under the 2002 Final Regulations. The 2002 Final
Regulations contain a provision which could increase the amount of minimum distributions required for certain individuals. Under the 2002 Final
Regulations, individuals are required to include in their annuity contract value the actuarial value of any other benefits that will be provided under the annuity. We and other annuity providers are currently seeking clarification of this new rule. You should consult your tax adviser to determine the impact of this rule on your Minimum Distributions.

Under the new Minimum Distribution rules, a uniform life expectancy table will be utilized by all participants except those with a spouse who is more than ten
(10) years younger than the participant. In that case, the new rules permit the participant to utilize the actual life expectancies of the participant and the spouse. In most cases, the beneficiary may be changed during the participant's lifetime with no affect on the Minimum Distributions. At death, the designated
Beneficiary may generally take Minimum Distributions over his/her life expectancy or in a lump sum.

If the amount distributed is less than the minimum required distribution for the year, the participant is subject to a 50% tax on the amount that was not properly distributed. Because of the many recent changes to the Minimum
Distribution rules, we strongly encourage you to consult with your tax advisor for more detailed information.

GENERAL TAX CONSIDERATIONS

Diversification: Section 817(h) of the Code provides that a variable annuity contract, in order to qualify as an annuity, must have an "adequately diversified" segregated asset account (including investments in a mutual fund by the segregated asset account of insurance companies). If the diversification requirements under the Code are not met and the annuity is not treated as an annuity, the taxpayer will be subject to income tax on the annual gain in the contract. The Treasury Department's regulations prescribe the diversification requirements for variable annuity contracts. We expect the underlying mutual fund portfolios to comply with the terms of these regulations.

Transfers Between Investment Options: Transfers between investment options are not subject to taxation. The Treasury Department may promulgate guidelines under which a variable annuity will not be treated as an annuity for tax purposes if persons with ownership rights have excessive control over the investments underlying such variable annuity. Such guidelines may or may not address the number of investment options or the number of transfers between investment options offered under a variable annuity. It is not known whether such guidelines, if in fact promulgated, would have retroactive effect. It is also not known what effect, if any, such guidelines may have on transfers between the investment options of the Annuity offered pursuant to this Prospectus. We will take any action, including modifications to your Annuity or the Sub-accounts, required to comply with such guidelines if promulgated.

Federal Income Tax Withholding: Section 3405 of the Code provides for Federal income tax withholding on the portion of a distribution which is includible in the gross income of the recipient. Amounts to be withheld depend upon the nature of the distribution. However, under most circumstances a recipient may elect not to have income taxes withheld or have income taxes withheld at a different rate by filing a completed election form with us.

Certain distributions, known as eligible rollover distributions, from Qualified
Contracts, are subject to automatic 20% withholding for Federal income taxes.
The following distributions are not eligible rollover distributions and not subject to 20% withholding:

|X|  any portion of a distribution paid as a Minimum Distribution;

|X|  direct transfers to the trustee of another retirement plan;

|X|  distributions from an individual retirement account or individual retirement annuity;

|X|  distributions made as substantially equal periodic payments for the life or life expectancy of the participant in the retirement plan or the life or life expectancy of such participant and his or her designated beneficiary under such plan;

|X|  distributions that are part of a series of substantial periodic payments pursuant to Section 72(q) or 72(t) of the Code; and

|X|  certain other distributions where automatic 20% withholding may not apply.

Loans, Assignments and Pledges: Any amount received directly or indirectly as a loan from, or any assignment or pledge of any portion of the value of, an annuity before annuity payments have begun is treated as a distribution subject to taxation under the distribution rules set forth above. Any gain in an annuity on or after the assignment or pledge of an entire annuity and while such assignment or pledge remains in effect is treated as "income on the contract" in the year in which it is earned. For annuities not issued as Qualified Contracts, the cost basis of the annuity is increased by the amount of any assignment or pledge includible in gross income. The cost basis is not affected by any repayment of any loan for which the annuity is collateral or by payment of any interest thereon.

Gifts: The gift of an annuity to someone other than the spouse of the owner (or former spouse incident to a divorce) is treated, for income tax purposes, as a distribution.

Estate and Gift Tax Considerations: You should obtain competent tax advice with respect to possible federal and state estate and gift tax consequences flowing from the ownership and transfer of annuities.

Generation-Skipping Transfers: Under the Code certain taxes may be due when all or part of an annuity is transferred to, or a death benefit is paid to, an individual two or more generations younger than the contract holder. These generation-skipping transfers generally include those subject to federal estate or gift tax rules. There is an aggregate $1.1 million exemption from taxes for all such transfers. We may be required to determine whether a transaction is a direct skip as defined in the Code and the amount of the resulting tax. We will deduct from your Annuity or from any applicable payment treated as a direct skip any amount of tax we are required to pay.

Considerations for Contingent Annuitants: There may be adverse tax consequences if a contingent annuitant succeeds an annuitant when the Annuity is owned by a trust that is neither tax exempt nor qualifies for preferred treatment under certain sections of the Code. In general, the Code is designed to prevent indefinite deferral of tax. Continuing the benefit of tax deferral by naming one or more contingent annuitants when the Annuity is owned by a non-qualified trust might be deemed an attempt to extend the tax deferral for an indefinite period.
Therefore, adverse tax treatment may depend on the terms of the trust, who is named as contingent annuitant, as well as the particular facts and circumstances. You should consult your tax advisor before naming a contingent annuitant if you expect to use an Annuity in such a fashion.

GENERAL INFORMATION

HOW WILL I RECEIVE STATEMENTS AND REPORTS?

We send any statements and reports required by applicable law or regulation to you at your last known address of record. You should therefore give us prompt notice of any address change. We reserve the right, to the extent permitted by law and subject to your prior consent, to provide any prospectus, prospectus supplements, confirmations, statements and reports required by applicable law or regulation to you through our Internet Website at http://www.americanskandia.com or any other electronic means, including diskettes or CD ROMs. We send a confirmation statement to you each time a transaction is made affecting Account
Value, such as making additional Purchase Payments, transfers, exchanges or withdrawals. We also send quarterly statements detailing the activity affecting your Annuity during the calendar quarter. We may confirm regularly scheduled transactions, such as the Annual Maintenance Fee, systematic withdrawals
(including 72(t) payments and required minimum distributions), bank drafting, dollar cost averaging, and static rebalancing, in quarterly statements instead of confirming them immediately. You should review the information in these statements carefully. You may request additional reports. We reserve the right to charge up to $50 for each such additional report.

Any errors or corrections on transactions for your Annuity must be reported to us at our Office as soon as possible to assure proper accounting to your
Annuity. For transactions that are confirmed immediately, we assume all transactions are accurate unless you notify us otherwise within 30 days from the date you receive the confirmation. For transactions that are first confirmed on the quarterly statement, we assume all transactions are accurate unless you notify us within 30 days from the date you receive the quarterly statement. All transactions confirmed immediately or by quarterly statement are deemed conclusive after the applicable 30-day period. We may also send an annual report and a semi-annual report containing applicable financial statements for the
Separate Account and the Portfolios, as of December 31 and June 30,
respectively, to Owners or, with your prior consent, make such documents available electronically through our Internet Website or other electronic means.

WHO IS AMERICAN SKANDIA?

American Skandia Life Assurance Corporation ("American Skandia") is a stock life insurance company domiciled in Connecticut with licenses in all 50 states, the
District of Columbia and Puerto Rico. American Skandia is a wholly-owned subsidiary of American Skandia, Inc. ("ASI"). American Skandia markets its products to broker-dealers and financial planners through an internal field marketing staff. In addition, American Skandia markets through and in conjunction with financial institutions such as banks that are permitted directly, or through affiliates, to sell annuities.

American Skandia is in the business of issuing annuity and life insurance products. American Skandia currently offers the following products: (a) flexible premium deferred annuities and single premium fixed deferred annuities that are registered with the SEC; (b) certain other fixed deferred annuities that are not registered with the SEC; (c) both fixed and variable immediate adjustable annuities; and (d) a single premium variable life insurance policy that is registered with the SEC.

On December 20, 2002, Skandia Insurance Company Ltd. (publ), an insurance company organized under the laws of the Kingdom of Sweden ("Skandia"), and on that date, the ultimate parent company of American Skandia, announced that it and Skandia U.S. Inc. had entered into a definitive Stock Purchase Agreement with Prudential Financial, Inc., a New Jersey corporation ("Prudential
Financial"). Under the terms of the Stock Purchase Agreement, Prudential
Financial will acquire Skandia U.S. Inc., a Delaware corporation, from Skandia.
Skandia U.S. Inc. is the sole shareholder of ASI, which is the parent company of
American Skandia. The transaction is expected to close during the second quarter of 2003.

Prudential Financial is a New Jersey insurance holding company whose subsidiary companies serve individual and institutional customers worldwide and include The
Prudential Insurance Company of America, one of the largest life insurance companies in the U.S. These companies offer a variety of products and services, including life insurance, property and casualty insurance, mutual funds, annuities, pension and retirement related services and administration, asset management, securities brokerage, banking and trust services, real estate brokerage franchises, and relocation services.

No company other than American Skandia has any legal responsibility to pay amounts that it owes under its annuity and variable life insurance contracts.
However, following the closing of the acquisition, Prudential Financial will exercise significant influence over the operations and capital structure of
American Skandia.

WHAT ARE SEPARATE ACCOUNTS?

The separate accounts are where American Skandia sets aside and invests the assets of some of our annuities. In the accumulation period, assets supporting
Account Values of the Annuities are held in a separate account established under the laws of the State of Connecticut. We are the legal owner of assets in the separate accounts. In the payout period, assets supporting fixed annuity payments and any adjustable annuity payments we make available are held in our general account. Assets supporting variable annuity payment options may be invested in our separate accounts. Income, gains and losses from assets allocated to these separate accounts are credited to or charged against each such separate account without regard to other income, gains or losses of
American Skandia or of any other of our separate accounts. These assets may only be charged with liabilities which arise from the Annuities issued by American
Skandia. The amount of our obligation in relation to allocations to the
Sub-accounts is based on the investment performance of such Sub-accounts.
However, the obligations themselves are our general corporate obligations.

Separate Account B

During the accumulation period, the assets supporting obligations based on allocations to the variable investment options are held in Sub-accounts of
American Skandia Life Assurance Corporation Variable Account B, also referred to as "Separate Account B". Separate Account B was established by us pursuant to
Connecticut law on November 25, 1987. Separate Account B also holds assets of other annuities issued by us with values and benefits that vary according to the investment performance of Separate Account B.

Separate Account B consists of multiple Sub-accounts. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. The name of each
Sub-account generally corresponds to the name of the underlying Portfolio. Each
Sub-account in Separate Account B may have several different Unit Prices to reflect the Insurance Charge and the charges for any optional benefits that are offered under this Annuity and other annuities issued by us through Separate
Account B. Separate Account B is registered with the SEC under the Investment
Company Act of 1940 ("Investment Company Act") as a unit investment trust, which is a type of investment company. The SEC does not supervise investment policies, management or practices of Separate Account B.

Prior to November 18, 2002, Separate Account B was organized as a single separate account with six different Sub-account classes, each of which was registered as a distinct unit investment trust under the Investment Company Act.
Effective November 18, 2002 each Sub-account class of Separate Account B will be consolidated into the unit investment trust formerly named American Skandia Life
Assurance Corporation Variable Account B (Class 1 Sub-accounts), which will subsequently be renamed American Skandia Life Assurance Corporation Variable
Account B. Each Sub-account of Separate Account B will have multiple Unit Prices to reflect the daily charge deducted for each combination of the applicable
Insurance Charge, Distribution Charge (when applicable) and the charge for each optional benefit offered under Annuity contracts funded through Separate Account
B. The consolidation of Separate Account B will have no impact on Annuity
Owners.

We reserve the right to make changes to the Sub-accounts available under the
Annuity as we determine appropriate. We may offer new Sub-accounts, eliminate
Sub-accounts, or combine Sub-accounts at our sole discretion. We may also close
Sub-accounts to additional Purchase Payments on existing Annuity contracts or close Sub-accounts for Annuities purchased on or after specified dates. We may also substitute an underlying mutual fund or portfolio of an underlying mutual fund for another underlying mutual fund or portfolio of an underlying mutual fund, subject to our receipt of any exemptive relief that we are required to obtain under the Investment Company Act. We will notify Owners of changes we make to the Sub-accounts available under the Annuity.

Values and benefits based on allocations to the Sub-accounts will vary with the investment performance of the underlying mutual funds or fund portfolios, as applicable. We do not guarantee the investment results of any Sub-account. Your
Account Value allocated to the Sub-accounts may increase or decrease. You bear the entire investment risk. There is no assurance that the Account Value of your
Annuity will equal or be greater than the total of the Purchase Payments you make to us.

Separate Account D

During the accumulation period, assets supporting our obligations based on Fixed
Allocations are held in American Skandia Life Assurance Corporation Separate
Account D, also referred to as "Separate Account D". Such obligations are based on the fixed interest rates we credit to Fixed Allocations and the terms of the
Annuities. These obligations do not depend on the investment performance of the assets in Separate Account D. Separate Account D was established by us pursuant to Connecticut law.

There are no units in Separate Account D. The Fixed Allocations are guaranteed by our general account. An Annuity Owner who allocates a portion of their
Account Value to Separate Account D does not participate in the investment gain or loss on assets maintained in Separate Account D. Such gain or loss accrues solely to us. We retain the risk that the value of the assets in Separate
Account D may drop below the reserves and other liabilities we must maintain.
Should the value of the assets in Separate Account D drop below the reserve and other liabilities we must maintain in relation to the annuities supported by such assets, we will transfer assets from our general account to Separate
Account D to make up the difference. We have the right to transfer to our general account any assets of Separate Account D in excess of such reserves and other liabilities. We maintain assets in Separate Account D supporting a number of annuities we offer.

We currently employ investment managers to manage the assets maintained in
Separate Account D. Each manager we employ is responsible for investment management of a different portion of Separate Account D. From time to time additional investment managers may be employed or investment managers may cease being employed. We are under no obligation to employ or continue to employ any investment manager(s) and have sole discretion over the investment managers we retain.

We are not obligated to invest according to specific guidelines or strategies except as may be required by Connecticut and other state insurance laws.

WHAT IS THE LEGAL STRUCTURE OF THE UNDERLYING FUNDS?

Each underlying mutual fund is registered as an open-end management investment company under the Investment Company Act. Shares of the underlying mutual fund portfolios are sold to separate accounts of life insurance companies offering variable annuity and variable life insurance products. The shares may also be sold directly to qualified pension and retirement plans.

Voting Rights

We are the legal owner of the shares of the underlying mutual funds in which the
Sub-accounts invest. However, under SEC rules, you have voting rights in relation to Account Value maintained in the Sub-accounts. If an underlying mutual fund portfolio requests a vote of shareholders, we will vote our shares based on instructions received from Owners with Account Value allocated to that
Sub-account. Owners have the right to vote an amount equal to the number of shares attributable to their contracts. If we do not receive voting instructions in relation to certain shares, we will vote those shares in the same manner and proportion as the shares for which we have received instructions. We will furnish those Owners who have Account Value allocated to a Sub-account whose underlying mutual fund portfolio has requested a "proxy" vote with proxy materials and the necessary forms to provide us with their voting instructions.
Generally, you will be asked to provide instructions for us to vote on matters such as changes in a fundamental investment strategy, adoption of a new investment advisory agreement, or matters relating to the structure of the underlying mutual fund that require a vote of shareholders.

American Skandia Trust (the "Trust") has obtained an exemption from the
Securities and Exchange Commission that permits its investment adviser, American
Skandia Investment Services, Incorporated ("ASISI"), subject to approval by the
Board of Trustees of the Trust, to change sub-advisors for a Portfolio and to enter into new sub-advisory agreements, without obtaining shareholder approval of the changes. This exemption (which is similar to exemptions granted to other investment companies that are organized in a similar manner as the Trust) is intended to facilitate the efficient supervision and management of the sub-advisors by ASISI and the Trustees. The Trust is required, under the terms of the exemption, to provide certain information to shareholders following these types of changes.

Material Conflicts

It is possible that differences may occur between companies that offer shares of an underlying mutual fund portfolio to their respective separate accounts issuing variable annuities and/or variable life insurance products. Differences may also occur surrounding the offering of an underlying mutual fund portfolio to variable life insurance policies and variable annuity contracts that we offer. Under certain circumstances, these differences could be considered
"material conflicts," in which case we would take necessary action to protect persons with voting rights under our variable annuity contracts and variable life insurance policies against persons with voting rights under other insurance companies' variable insurance products. If a "material conflict" were to arise between owners of variable annuity contracts and variable life insurance policies issued by us we would take necessary action to treat such persons equitably in resolving the conflict. "Material conflicts" could arise due to differences in voting instructions between owners of variable life insurance and variable annuity contracts of the same or different companies. We monitor any potential conflicts that may exist.

SERVICE FEES PAYABLE TO AMERICAN SKANDIA

American Skandia or our affiliates have entered into agreements with the investment adviser or distributor of many of the underlying Portfolios. Under the terms of these agreements, American Skandia provides administrative and support services to the Portfolios for which a fee is paid that is generally based on a percentage of the average assets allocated to the Portfolios under the Annuity. Any fees payable will be consistent with the services rendered or the expected cost savings resulting from the arrangement. These agreements may be different for each underlying mutual fund whose portfolios are offered as
Sub-accounts.

WHO DISTRIBUTES ANNUITIES OFFERED BY AMERICAN SKANDIA?

American Skandia Marketing, Incorporated ("ASM"), a wholly-owned subsidiary of
American Skandia, Inc., is the distributor and principal underwriter of the securities offered through this prospectus. ASM acts as the distributor of a number of annuity and life insurance products we offer and both American Skandia
Trust and American Skandia Advisor Funds, Inc., a family of retail mutual funds.
ASM also acts as an introducing broker-dealer through which it receives a portion of brokerage commissions in connection with purchases and sales of securities held by portfolios of American Skandia Trust which are offered as underlying investment options under the Annuity.

ASM's principal business address is One Corporate Drive, Shelton, Connecticut
06484. ASM is registered as broker-dealer under the Securities Exchange Act of
1934 ("Exchange Act") and is a member of the National Association of Securities
Dealers, Inc. ("NASD").

The Annuity is offered on a continuous basis. ASM enters into distribution agreements with independent broker-dealers who are registered under the Exchange
Act and with entities that may offer the Annuity but are exempt from registration. Applications for the Annuity are solicited by registered representatives of those firms. Such representatives will also be our appointed insurance agents under state insurance law. In addition, ASM may offer the
Annuity directly to potential purchasers.

Compensation is paid to firms on sales of the Annuity according to one or more schedules. The individual representative will receive a portion of the compensation, depending on the practice of the firm. Compensation is generally based on a percentage of Purchase Payments made, up to a maximum of 5.5%.
Alternative compensation schedules are available that provide a lower initial commission plus ongoing annual compensation based on all or a portion of Account
Value. We may also provide compensation for providing ongoing service to you in relation to the Annuity. Commissions and other compensation paid in relation to the Annuity do not result in any additional charge to you or to the Separate
Account.

In addition, firms may receive separate compensation or reimbursement for, among other things, training of sales personnel, marketing or other services they provide to us or our affiliates. We or ASM may enter into compensation arrangements with certain firms. These arrangements will not be offered to all firms and the terms of such arrangements may differ between firms. Any such compensation will be paid by us or ASM and will not result in any additional charge to you. To the extent permitted by NASD rules and other applicable laws and regulations, ASM may pay or allow other promotional incentives or payments in the form of cash or other compensation.

Advertising: We may advertise certain information regarding the performance of the investment options. Details on how we calculate performance for the
Sub-accounts are found in the Statement of Additional Information. This information may help you review the performance of the investment options and provide a basis for comparison with other annuities. This information may be less useful when comparing the performance of the investment options with other savings or investment vehicles. Such other investments may not provide some of the benefits of annuities, or may not be designed for long-term investment purposes. Additionally other savings or investment vehicles may not be receive the beneficial tax treatment given to annuities under the Code.

We may advertise the performance of the Portfolios in the form of "Standard" and
"Non-standard" Total Returns calculated for each Sub-account. "Standard Total
Return" figures assume a hypothetical initial investment of $1,000 allocated to a Sub-account during the most recent, one, five and ten year periods (or since the inception date that the Portfolio has been offered as a Sub-account, if less). "Standard Total Return" figures assume that the applicable Insurance
Charge and the Annual Maintenance Fee are deducted and that the Annuity is surrendered at the end of the applicable period, meaning that any Contingent
Deferred Sales Charge that would apply upon surrender is also deducted.
"Non-standard Total Return" figures include any performance figures that do not meet the SEC's rules for Standard Total Returns. Non-standard Total Returns may also assume that the Annual Maintenance Fee does not apply due to the average
Account Value being greater than $100,000, where the charge is waived.
Non-standard Total Returns are calculated in the same manner as standardized returns except that the figures may not reflect all fees and charges. In particular, they may assume no surrender at the end of the applicable period so that the CDSC does not apply. Standard and Non-standard Total Returns will not reflect the additional asset-based charges that are deducted when you elect any optional benefits. The additional cost associated with any optional benefits you elected will reduce your performance. Non-Standard Total Returns must be accompanied by Standard Total Returns.

Some of the underlying Portfolios existed prior to the inception of these
Sub-accounts. Performance quoted in advertising regarding such Sub-accounts may indicate periods during which the Sub-accounts have been in existence but prior to the initial offering of the Annuities, or periods during which the underlying
Portfolios have been in existence, but the Sub-accounts have not. Such hypothetical historical performance is calculated using the same assumptions employed in calculating actual performance since inception of the Sub-accounts.
Hypothetical historical performance of the underlying Portfolios prior to the existence of the Sub-accounts may only be presented as Non-Standard Total
Returns.

We may advertise the performance of money market-type Sub-accounts using a measure of the "current and effective yield". The current yield of a money market-type Sub-account is calculated based upon the previous seven-day period ending on the date of calculation. The effective yield of a money market-type
Sub-account reflects the reinvestment of net income earned daily on the assets of such a Sub-account. The current and effective yields reflect the Insurance
Charge and the charge for any optional benefits (if applicable) deducted against the Sub-account. In a low interest rate environment, yields for money market-type Sub-accounts, after deduction of the Insurance Charge, and the charge for any optional benefits (if applicable) may be negative even though the yield (before deducting for such charges) is positive. Current and effective yield information will fluctuate. This information may not provide a basis for comparisons with deposits in banks or other institutions which pay a fixed yield over a stated period of time, or with investment companies which do not serve as underlying mutual funds for variable annuities and/or do not have additional asset-based charges deducted for the insurance protection provided by the
Annuity.

Performance information on the Sub-accounts is based on past performance only and is not an indication or representation of future performance. Performance of the Sub-accounts is not fixed. Actual performance will depend on the type, quality and, for some of the Sub-accounts, the maturities of the investments held by the underlying mutual funds or portfolios and upon prevailing market conditions and the response of the underlying mutual funds to such conditions.
Actual performance will also depend on changes in the expenses of the underlying mutual funds or portfolios. Such changes are reflected, in turn, in the
Sub-accounts which invest in such underlying mutual fund or portfolio. In addition, the total amount of asset-based charges assessed against each
Sub-account will affect performance.

The information we may advertise regarding the Fixed Allocations may include the then current interest rates we are crediting to new Fixed Allocations.
Information on current rates will be as of the date specified in such advertisement. Rates will be included in advertisements to the extent permitted by law. Given that the actual rates applicable to any Fixed Allocation are as of the date of any such Fixed Allocation's Guarantee Period begins, the rate credited to a Fixed Allocation may be more or less than those quoted in an advertisement.

Advertisements we distribute may also compare the performance of our
Sub-accounts with: (a) certain unmanaged market indices, including but not limited to the Dow Jones Industrial Average, the Standard & Poor's 500, the
NASDAQ 100, the Shearson Lehman Bond Index, the Frank Russell non-U.S. Universal
Mean, the Morgan Stanley Capital International Index of Europe, Asia and Far
East Funds, and the Morgan Stanley Capital International World Index; and/or (b)
other management investment companies with investment objectives similar to the mutual fund or portfolio underlying the Sub-accounts being compared. This may include the performance ranking assigned by various publications, including but not limited to the Wall Street Journal, Forbes, Fortune, Money, Barron's,
Business Week, USA Today and statistical services, including but not limited to
Lipper Analytical Services Mutual Funds Survey, Lipper Annuity and Closed End
Survey, the Variable Annuity Research Data Survey, SEI, the Morningstar Mutual
Fund Sourcebook and the Morningstar Variable Annuity/Life Sourcebook.

American Skandia Life Assurance Corporation may advertise its rankings and/or ratings by independent financial ratings services. Such rankings may help you in evaluating our ability to meet our obligations in relation to Fixed Allocations, pay minimum death benefits, pay annuity payments or administer Annuities. Such rankings and ratings do not reflect or relate to the performance of Separate
Account B.

AVAILABLE INFORMATION

A Statement of Additional Information is available from us without charge upon your request. This Prospectus is part of the registration statement we filed with the SEC regarding this offering. Additional information on us and this offering is available in those registration statements and the exhibits thereto.
You may obtain copies of these materials at the prescribed rates from the SEC's
Public Reference Section, 450 Fifth Street N.W., Washington, D.C., 20549. You
may inspect and copy those registration statements and exhibits thereto at the
SEC's public reference facilities at the above address, Room 1024, and at the
SEC's Regional Offices, The Woolworth Building, 233 Broadway, New York, NY and
175 W. Jackson Boulevard, Suite 900, Chicago, IL. These documents, as well as documents incorporated by reference, may also be obtained through the SEC's
Internet Website (http://www.sec.gov) for this registration statement as well as for other registrants that file electronically with the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

To the extent and only to the extent that any statement in a document incorporated by reference into this Prospectus is modified or superseded by a statement in this Prospectus or in a later-filed document, such statement is hereby deemed so modified or superseded and not part of this Prospectus. The
Annual Report on Form 10-K for the year ended December 31, 2002 previously filed by the Company with the SEC under the Exchange Act is incorporated by reference in this Prospectus.

We will furnish you without charge a copy of any or all of the documents incorporated by reference in this Prospectus, including any exhibits to such documents which have been specifically incorporated by reference. We will do so upon receipt of your written or oral request.

HOW TO CONTACT US

You can contact us by:

|X|  calling Skandia's Telephone Automated Response System (STARS) at
     1-800-766-4530.

|X|  writing to us via regular mail at American Skandia - Variable Annuities,
     P.O. Box 7040, Bridgeport, Connecticut 06601-7040 OR for express mail
     American Skandia - Variable Annuities, One Corporate Drive, Shelton,
     Connecticut 06484. NOTE: Failure to send mail to the proper address may result in a delay in our receiving and processing your request.

|X|  sending an email to customerservice@skandia.com or visiting our Internet
     Website at www.americanskandia.com.

|X|  accessing information about your Annuity through our Internet Website at
     www.americanskandia.com.

You can obtain account information through Skandia's Telephone Automated
Response System (STARS) and at www.americanskandia.com, our Internet Website.
Our Customer Service representatives are also available during business hours to provide you with information about your account. You can request certain transactions through our telephone voice response system, our Internet Website or through a customer service representative. You can provide authorization for a third party, including your attorney-in-fact acting pursuant to a power of attorney or an investment professional, to access your account information and perform certain transactions on your account. You will need to complete a form provided by us which identifies those transactions that you wish to authorize via telephonic and electronic means and whether you wish to authorize a third party to perform any such transactions. We require that you or your representative provide proper identification before performing transactions over the telephone or through our Internet Website. This may include a Personal
Identification Number (PIN) that will be provided to you upon issue of your
Annuity or you may establish or change your PIN through STARS and at
www.americanskandia.com, our Internet Website. Any third party that you authorize to perform financial transactions on your account will be assigned a
PIN for your account.

Transactions requested via telephone are recorded. To the extent permitted by law, we will not be responsible for any claims, loss, liability or expense in connection with a transaction requested by telephone or other electronic means if we acted on such transaction instructions after following reasonable procedures to identify those persons authorized to perform transactions on your
Annuity using verification methods which may include a request for your Social
Security number, PIN or other form of electronic identification. We may be liable for losses due to unauthorized or fraudulent instructions if we did not follow such procedures.

American Skandia does not guarantee access to telephonic, facsimile, Internet or any other electronic information or that we will be able to accept transaction instructions via such means at all times. Regular and/or express mail will be the only means by which we will accept transaction instructions when telephonic, facsimile, Internet or any other electronic means are unavailable or delayed.
American Skandia reserves the right to limit, restrict or terminate telephonic, facsimile, Internet or any other electronic transaction privileges at any time.

INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of
1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL PROCEEDINGS

As of the date of this Prospectus, American Skandia and its affiliates are not involved in any legal proceedings outside of the ordinary course of business.
American Skandia and its affiliates are involved in pending and threatened legal proceedings in the normal course of its business, however, we do not anticipate that the outcome of any such legal proceedings will have a material adverse affect on the Separate Account, or American Skandia's ability to meet its obligations under the Annuity, or on the distribution of the Annuity.

CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION

The following are the contents of the Statement of Additional Information:

General Information about American Skandia

|X|  American Skandia Life Assurance Corporation

|X|  American Skandia Life Assurance Corporation Variable Account B

|X|  American Skandia Life Assurance Corporation Separate Account D

Principal Underwriter/Distributor - American Skandia Marketing, Incorporated

How Performance Data is Calculated

|X|  Current and Effective Yield

|X|  Total Return

How the Unit Price is Determined

Additional Information on Fixed Allocations

|X|  How We Calculate the Market Value Adjustment

General Information

|X|  Voting Rights

|X|  Modification

|X|  Deferral of Transactions

|X|  Misstatement of Age or Sex

|X|  Ending the Offer

Annuitization

Independent Auditors

Legal Experts

Financial Statements

|X|  Appendix A - American Skandia Life Assurance Corporation Variable Account B

APPENDIX A - FINANCIAL INFORMATION ABOUT AMERICAN SKANDIA

SELECTED FINANCIAL DATA (dollars in thousands)

The following table summarizes information with respect to the operations of the
Company:

                                                            For the Year Ended December 31,
                                --------------------------------------------------------------------------------
                                      2002            2001             2000            1999            1998
                                -------------    -------------    -------------   -------------    -------------
STATEMENTS OF INCOME DATA
Revenues:

Annuity and life insurance      $     370,004    $     388,696    $     424,578   $     289,989    $     186,211
charges and fees /(a) (b)/
Fee income /(b)/                       97,650          111,196          130,610          83,243           50,839
Net investment income                  19,632           20,126           18,595          11,477           11,130
Net realized capital (losses)
gains and other revenues /(e)/         (7,438)           2,698            4,195           3,688            1,360
                                -------------    -------------    -------------   -------------    -------------

Total revenues                  $     479,848    $     522,716    $     577,978   $     388,397    $     249,540
                                =============    =============    =============   =============    =============

Benefits and Expenses:

Annuity and life insurance      $       3,391    $       1,955    $         751   $         612    $         558
benefits
Change in annuity and life
insurance policy reserves /(c)/         2,741          (39,898)          49,339            (671)           1,053
Guaranteed minimum death
benefit claims, net of                 23,256           20,370            2,618           4,785                -
hedge /(b)/
Return credited to contract             5,196            5,796            8,463          (1,639)          (8,930)
owners
Underwriting, acquisition and
other insurance expenses              188,728          196,755          150,597         125,434           86,306
Amortization of deferred
acquisition costs /(b) (d)/           510,059          224,047          184,616          83,861           86,628
Interest expense                       14,544           73,424           85,998          69,502           41,004
                                -------------    -------------    -------------   -------------    -------------

Total benefits and expenses     $     747,915    $     482,449    $     482,382   $     281,884    $     206,619
                                =============    =============    =============   =============    =============

Income tax (benefit) expense    $    (102,810)   $       7,168    $      30,779   $      30,344    $       8,154
                                =============    =============    =============   =============    =============

Net (loss) income               $    (165,257)   $      33,099    $      64,817   $      76,169    $      34,767
                                =============    =============    =============   =============    =============

STATEMENTS OF FINANCIAL
CONDITION DATA
Total assets /(b)/              $  23,708,585    $  28,009,782    $  31,702,705   $  30,881,579    $  18,848,273
                                =============    =============    =============   =============    =============

Future fees payable to parent   $     708,249    $     799,472    $     934,410   $     576,034    $     368,978
                                =============    =============    =============   =============    =============

Surplus notes                   $     110,000    $     144,000    $     159,000   $     179,000    $     193,000
                                =============    =============    =============   =============    =============

Shareholder's equity            $     683,061    $     577,668    $     496,911   $     359,434    $     250,417
                                =============    =============    =============   =============    =============

/a./ On annuity and life insurance sales of $3,472,044, $3,834,167, $8,216,167,
     $6,862,968, and $4,159,662, during the years ended December 31, 2002, 2001,
     2000, 1999, and 1998, respectively, with contract owner assets under management of $21,894,636, $26,017,847, $29,751,822, $29,396,693, and
     $17,854,761, as of December 31, 2002, 2001, 2000, 1999, and 1998,
     respectively.

/b./ These items are significantly impacted by equity market volatility.

/c./ For the year ended December 31, 2000, change in annuity and life insurance policy reserves reflected increases to those reserves for guaranteed minimum death benefit ("GMDB") exposure. For the year ended December 31,
     2001, the Company changed certain of its assumptions related to its GMDB exposure resulting in a benefit to operations. See Results of Operations in
     Management's Discussion and Analysis of Financial Condition and Results of
     Operations ("MD&A") for a further discussion.

/d./ During the year ended December 31, 2002, the Company recorded an acceleration of amortization of $206,000 against the deferred acquisition cost asset. See the MD&A for a further discussion.

/e./ Net realized capital (losses) gains and other revenues include $5,845 of net realized capital losses on sales of securities during 2002 and an other than temporary impairment charge of $3,769 recorded during 2002 on the
     Company's equity securities.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS (DOLLARS IN THOUSANDS)

Management's Discussion and Analysis of Financial Condition and Results of
Operations should be read in conjunction with the consolidated financial statements and the notes thereto and Item 6, Selected Financial Data.

RESULTS OF OPERATIONS

Annuity and life insurance sales were $3,472,044, $3,834,167 and $8,216,167, in
2002, 2001 and 2000, respectively. The decrease in sales in 2002 and 2001 was primarily the result of the general decline in sales in the industry, attributed in large part to the continued uncertainty in the equity markets. In addition, the Company believes uncertainty regarding its future ownership has adversely impacted sales, primarily in the latter part of 2002. The Company announced, in the first quarter of 2002, its intention to focus on the growth of its core variable annuity business.

Average assets under management totaled $23,637,559 in 2002, $26,792,877 in 2001 and $31,581,902 in 2000, representing a decrease of 12% and 15% in 2002 and
2001, respectively, due primarily to weak equity markets. The decrease in annuity and life insurance charges and fees and fee income before surrender charge income and reinsurance was consistent with the decline in assets under management. Surrender charge income increased in 2002 as compared to 2001. This was caused by higher lapses when compared to the applicable prior year periods, and was primarily attributable, the Company believes, to concerns by contract holders, rating agencies and the Company's distribution channels, surrounding the uncertainty in the equity markets and its impact on variable annuity companies generally and, prior to the announcement of the Acquisition, uncertainty concerning the Company's future (See Liquidity and Capital Resources for rating agency actions).

Net realized capital losses in 2002 were primarily from $9,593 of losses on sales and $3,769 of other-than-temporary impairments of mutual fund investments that are held in support of a deferred compensation program for certain of the
Company's employees. The deferred compensation program losses were offset by net gains of $3,746 during 2002 on sales of fixed maturities. Included in those net gains on sales of fixed maturities for 2002, was a realized loss of approximately $1,236 on the sale of a WorldCom, Inc. bond. The net capital gains in 2001 related primarily to sales of fixed maturity investments, were partially offset by losses on securities in the fixed maturity portfolio. The most significant loss was $2,636 related to Enron securities. In addition net realized capital losses of $3,534 in 2001 were incurred due to sales of mutual fund holdings in support of the Company's non-qualified deferred compensation program.

The change in annuity and life insurance policy reserves includes changes in reserves related to annuity contracts with mortality risks. During 2001, the
Company's Guaranteed Minimum Death Benefit ("GMDB") reserve decreased $43,984, as the result of an update of certain reserve assumptions as to risks inherent in the benefit. Previous assumptions had been based on statutory valuation principles as an approximation for U.S. GAAP. In addition, future mortality rates were lowered in 2001 to reflect favorable past experience. However, offsetting the resulting increase in earnings and equity as a result of changes in the GMDB liability in 2001, assumptions related to GMDB claim costs were also updated in the calculation of the deferred acquisition cost asset, resulting in additional amortization of this asset.

The Company uses derivative instruments, which consist of equity option contracts for risk management purposes, and not for trading or speculation. The
Company hedges the economic GMDB exposure associated with equity market fluctuations. GMDB claims, net of hedge, consist of GMDB claims offset by the mark to market and realized capital gain/loss results of the Company's option contracts. During 2002 and 2001, the fluctuations in GMDB claims, net of hedge, were driven by an increase in hedge related benefits of $19,776 and $14,646, respectively. Hedge related benefits were partially offset by increases in GMDB claims of $22,662 and $32,398 during 2002 and 2001, respectively.

Return credited to contract owners consists primarily of net investment results from the Company's fixed, market value adjusted, separate account investment option and changes in the Company's experience rated reinsurance receivables.
The decrease in 2002 was primarily due to increased net investment results on the Company's fixed, market value adjusted, separate account investment option.
As the equity markets decline, movement from variable investment options to fixed investment options, primarily due to one of the Company's product features, has increased the assets invested in the fixed separate account investment option. Included in 2002 net investment results is $9,849 of realized and unrealized losses on certain securities, of which $5,427 related to
WorldCom, Inc. bonds. The increase in net investment results was partially offset by a decrease in experience rated reinsurance receivables in 2002 due to unfavorable experience on certain blocks of variable annuity business. In 2001, return credited to contract owners decreased primarily due to favorable experience on certain blocks of variable annuity contracts increasing the experience rated reinsurance receivable. Partially offsetting the 2001 decrease is net investment losses of $1,662 related to Enron securities.

Underwriting, acquisition and other insurance expenses for 2002, 2001 and 2000 were as follows:

                                                    2002          2001          2000
                                                 ----------    ----------    ----------
Commissions and purchase credits                 $  287,612    $  248,187    $  430,743
General operating expenses                          145,438       157,704       214,957
Acquisition costs deferred                         (244,322)     (209,136)     (495,103)
                                                 ----------    ----------    ----------
Underwriting, acquisition and other insurance
expenses                                         $  188,728    $  196,755    $  150,597
                                                 ==========    ==========    ==========

New products launched, as well as a larger proportion of sales of products with higher commissions as compared to 2001 led to an increase in commissions and purchase credits during 2002. Lower sales and asset levels led to a decrease in commissions and purchase credits during 2001. Partially offsetting this decline in 2001, the company launched a commission promotion program that increased commissions as a percentage of new sales. Commission promotions in 2002 were approximately equivalent as compared to 2001.

General operating expenses decreased during 2002 and 2001 as a result of lower sales-based compensation, as well as expense reduction programs implemented during 2001 and continued strong expense management in 2002. Variable compensation and long-term incentive plan expenses have decreased due to the slowdown in sales and the decline in the equity markets.

Amortization of deferred acquisition costs increased over the past two years, in general, due to the further depressed equity markets in 2002 and 2001, thereby decreasing expectations of future gross profits and actual gross profits from asset based fees and increased expected and actual claim costs associated with minimum death benefit guarantees. During 2002, the Company also performed a recoverability study and an analysis of its short-term assumptions of future gross profits and determined those assumptions of future profits to be excessive. This analysis resulted in a current year acceleration of amortization of $206,000. During 2002 and 2001, the Company also updated its future estimated gross profits with respect to certain mortality assumptions reflecting actual experience and the decline in the equity markets resulting in additional increased amortization. See Note 2 of Notes to Consolidated Financial Statements
for a further discussion on amortization of deferred acquisition costs.

Interest expense decreased during 2002 primarily due to lower interest expense related to the future fees payable to ASI liability (See Note 8). Interest expense on these obligations is driven by the cash flows from the underlying annuity contracts acting as collateral. Due to the depressed asset values of those annuity contracts driven by the decline in the equity markets, the cash flows, and therefore the interest expense, decreased from prior year levels.
Interest expense decreased in 2001 as a result of a reduction in borrowing.

The Company's income tax (benefit) expense varies directly with increases or decreases in (loss) income from operations. The effective income tax rate varied from the corporate rate of 35% due primarily to the deduction for dividends received.

Total assets and liabilities decreased $4,301,197 and $4,406,590, respectively, from December 31, 2001. This change resulted primarily from the declining equity markets.

SIGNIFICANT ACCOUNTING POLICIES

DEFERRED ACQUISITION COSTS

The costs of acquiring new business, which vary with and are primarily related to new business generated, are deferred, net of reinsurance. These costs include commissions, purchase credits, costs of contract issuance, and certain selling expenses that vary with production.

The Company uses the retrospective deposit method for amortizing deferred acquisition costs. This method results in deferred acquisition costs being amortized in proportion to expected gross profits from surrender charges and policy and asset based fees, net of operating and claim costs. The deferred acquisition cost asset is adjusted retrospectively and prospectively when estimates of current and future gross profits to be realized from a group of products are revised. Critical assumptions in estimating gross profits include those for surrenders, long-term fund growth rate, expenses and death benefits.
The long-term fund growth rate, in large part, determines the estimated future asset levels on which the most significant revenues are based. The Company's long-term fund growth rate assumption is 8% (net of charges assessed against the underlying mutual fund, but before charges assessed at the separate account and contract level). When current period actual asset growth is greater or less than the Company's long-term expectation, the Company adjusts the short-term asset growth rate to a level that will allow the Company, in the short-term, to resume the long-term asset growth rate expectation. The short-term asset growth rate is subject to constraints surrounding actual market conditions. If the Company's long-term fund growth rate assumption was 7% instead of 8%, the Company's deferred acquisition cost asset at December 31, 2002 would be reduced by
$26,273.

FUTURE FEES PAYABLE TO ASI

In a series of transactions with ASI, the Company transferred certain rights to receive a portion of future fees and contract charges expected to be realized on designated blocks of deferred annuity contracts.

The proceeds from the transfers have been recorded as a liability and are being amortized over the remaining surrender charge period of the designated contracts using the interest method. The Company did not transfer the right to receive future fees and charges after the expiration of the surrender charge period.

In connection with these transactions, ASI, through special purpose trusts, issued collateralized notes in private placements, which are secured by the rights to receive future fees and charges purchased from the Company.

Under the terms of the securitization purchase agreements, the rights transferred provide for ASI to receive a percentage (60%, 80% or 100% depending on the underlying commission option) of future mortality and expense charges and contingent deferred sales charges, after reinsurance, expected to be realized over the remaining surrender charge period of the designated contracts
(generally 6 to 8 years). The liability for future fees payable to ASI at the balance sheet date is based on the consideration received less principal repayments according to amortization schedules that were developed at the inception of the transactions. If actual mortality and expense charges and contingent deferred sales charges are less than those projected in the original amortization schedules, calculated on a transaction by transaction basis, ASI has no recourse against the Company. As account values associated with the designated contracts have declined, consistent with the overall decline in the equity markets, historical mortality and expense charges have been lower than expected on certain transactions and it is likely that future mortality and expense charges, on those same transactions, will be lower than originally projected. As a result, the ultimate cash flows associated with these transactions that will transfer to ASI may be lower than the current carrying amount of the liability.

The Company has determined, using assumptions for lapses, mortality, free withdrawals and a long-term fund growth rate of 8% on the Company's assets under management, that the present value of future payments to ASI would be $429,773.

DEFERRED TAXES

The Company evaluates the necessity of recording a valuation allowance against its deferred tax asset in accordance with Statement of Financial Accounting
Standards No. 109, Income Taxes ("SFAS 109"). In performing this evaluation, the
Company considers all available evidence in making the determination as to whether it is more likely than not that deferred tax assets are not realizable.
For the Company, that evidence includes: cumulative U.S. GAAP pre-tax income in recent years past, whether or not operating losses have expired unused in the past, the length of remaining carryback or carryforward periods, and net taxable income or loss expectations in early future years. The net taxable income or loss projections are based on profit assumptions consistent with those used to amortize deferred acquisition costs (see above discussion on deferred acquisition costs).

As of December 31, 2002, the Company has approximately $361,000 gross deferred tax assets related principally to net operating loss carryforwards that expire in 2016 and 2017 and insurance reserve differences. After considering the impact of gross reversing temporary liabilities of $323,000, the Company estimates that the Company will generate sufficient taxable income to fully utilize gross deferred tax assets within 2 years (prior to the expiration of the net operating losses).

LIQUIDITY AND CAPITAL RESOURCES

The Company's liquidity requirements have generally been met by cash from insurance operations, investment activities, borrowings from ASI, reinsurance, capital contributions and securitization transactions with ASI (see Note 8).

The Company's cash from insurance operations is primarily comprised of fees generated off of assets under management, less commission expense on sales, sales and marketing expenses and other operating expenses. Fund performance driven by the equity markets directly impact assets under management and therefore, the fees the Company can generate off of those assets. During 2002 and 2001, assets under management declined consistent with the equity market declines resulting in reductions in fee revenues. In addition, the equity markets impact sales of variable annuities. As sales have declined in a declining equity market, non-promotional commission expense declined, however, in order to boost sales levels, the Company has offered various sales promotions increasing the use of cash for commission expense.

In order to fund the cash strain generated from acquisition costs on current sales, the Company has relied on cash generated from its direct insurance operations as well as reinsurance and securitization transactions. The Company has used modified coinsurance reinsurance arrangements whereby the reinsurer shares in the experience of a specified book of business. These reinsurance transactions result in the Company receiving from the reinsurer an upfront ceding commission on the book of business ceded in exchange for the reinsurer receiving , the future fees generated from that book of business. These reinsurance agreements also mitigate the recoverability risk associated with the payment of up-front commissions and other acquisition costs. Similarly, the
Company has entered into securitization transactions whereby the Company issues to ASI, in exchange for cash, the right to receive future fees generated off of a specific book of business. On April 12, 2002, the Company entered into a new securitization transaction with ASI. This transaction covers designated blocks of business issued from November 1, 2000 through December 31, 2001. The estimated present value of the transaction at April 12, 2002, using a discount rate of 6.00%, was approximately $101,713.

As of December 31, 2002, 2001 and 2000, the Company had short-term borrowings of
$10,000, $10,000 and $10,000, respectively, and had long-term surplus notes liabilities of $110,000, $144,000 and $159,000, respectively. During 2002, the
Company borrowed $263,091 and paid back $263,091 related to short-term borrowing. During 2002 and 2001, the Company received permission from the State of Connecticut Insurance Department to pay down surplus notes in the amount of
$34,000 and $15,000, respectively. See Notes 14 and 15 of Notes to Consolidated
Financial Statements for more information on surplus notes and short-term borrowing, respectively.

As of December 31, 2002, 2001 and 2000, shareholder's equity totaled $683,061,
$577,668 and $496,911, respectively. The Company received capital contributions of $259,720 and $48,000 from ASI during 2002 and 2001, respectively. Of this,
$4,520 and $2,500, respectively, was used to support its investment in Skandia
Vida. Net (loss) income of ($165,257) and $33,099, for the years ended December
31, 2002 and 2001, respectively, contributed to the respective changes in shareholder's equity in 2002 and 2001.

The National Association of Insurance Commissioners ("NAIC") requires insurance companies to report information regarding minimum Risk Based Capital ("RBC")
requirements. These requirements are intended to allow insurance regulators to identify companies that may need regulatory attention. The RBC model law requires that insurance companies apply various factors to asset, premium and reserve items, all of which have inherent risks. The formula includes components for asset risk, insurance risk, interest rate risk and business risk. The
Company has complied with the NAIC's RBC reporting requirements and has total adjusted capital well above required capital.

During 2002, all of the major rating agencies reviewed the U.S. life insurance sector, including the Company. Based on these reviews the rating agencies have evolving concerns surrounding the risk profile of variable annuity companies due to their significant exposure to equity market performance. This exposure has resulted, and may continue to result, in earnings volatility. Based on the reviews made during 2002, the following ratings actions took place:

On May 8, 2002, Fitch Ratings downgraded the Company's "insurer financial strength" rating to A+ from AA- with a "stable" outlook.

On September 19, 2002, Fitch Ratings lowered the Company's "insurer financial strength" rating to A- from A+ with an "evolving" outlook.

On September 27, 2002, A.M. Best Co. lowered the Company's "financial strength"
rating to A- from A with negative implications.

On October 16, 2002, Standard and Poor's lowered the Company's "counter party credit" and "financial strength" ratings to A- from A+ with a negative outlook and removed the Company from Credit Watch.

Subsequent to the announcement of the Acquisition, Standard and Poor's placed the Company on CreditWatch with positive implications.

EFFECTS OF INFLATION

The rate of inflation has not had a significant effect on the Company's financial statements.

OUTLOOK

The Company believes that it is well positioned to retain and enhance its position as a leading provider of financial products for long-term savings and retirement purposes as well as to address the economic impact of premature death, estate planning concerns and supplemental retirement needs. The Company has renewed its focus on its core variable annuity business, offering innovative long-term savings and income products, strengthening its wholesaling efforts and providing consistently good customer service in order to gain market share and improve profitability in an increasingly competitive market.

The Gramm-Leach-Bliley Act of 1999 (the Financial Services Modernization Act)
permits affiliation among banks, securities firms and insurance companies. This legislative change has created opportunities for continued consolidation in the financial services industry and increased competition as large companies offer a wide array of financial products and services.

Various other legislative initiatives could impact the Company such as pension reform and capital gains and estate tax changes. These include the proposed exclusion from tax for corporate dividends, potential changes to the deductibility of dividends received from the Company's separate accounts and newly proposed tax-advantaged savings programs. Additional pension reform may change current tax deferral rules and allow increased contributions to retirement plans, which may lead to higher investments in tax-deferred products and create growth opportunities for the Company. A capital gains tax reduction may cause tax-deferred products to be less attractive to consumers, which could adversely impact the Company.

In addition, NAIC statutory reserving guidelines and/or interpretations of those guidelines may change in the future. Such changes may require the Company to modify, perhaps materially, its statutory-based reserves for variable annuity contracts.

FORWARD LOOKING INFORMATION

The Private Securities Litigation Reform Act of 1995 (the "1995 Act") provides a
"safe harbor" for forward-looking statements, so long as those statements are identified as forward-looking, and the statements are accompanied by meaningful cautionary statements that identify important factors that could cause actual results to differ materially from those discussed in the statement. We want to take advantage of these safe harbor provisions.

Certain information contained in the Management's Discussion and Analysis of
Financial Condition and Results of Operations is forward-looking within the meaning of the 1995 Act or Securities and Exchange Commission rules.

These forward-looking statements rely on a number of assumptions concerning future events, and are subject to a number of significant uncertainties and results may differ materially from these statements. You should not put undue reliance on these forward-looking statements. We disclaim any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company is subject to potential fluctuations in earnings and the fair value of certain of its assets and liabilities, as well as variations in expected cash flows due to changes in market interest rates and equity prices. The following discussion focuses on specific exposures the Company has to interest rate and equity price risk and describes strategies used to manage these risks, and includes "forward-looking statements" that involve risk and uncertainties. The discussion is limited to financial instruments subject to market risks and is not intended to be a complete discussion of all of the risks to which the
Company is exposed.

INTEREST RATE RISK

Fluctuations in interest rates can potentially impact the Company's profitability and cash flows. At December 31, 2002, 91% of assets held under management by the Company are in non-guaranteed Separate Accounts for which the
Company's interest rate and equity market exposure is not significant, as the contract owner assumes substantially all of the investment risk. Of the remaining 9% of assets, the interest rate risk from contracts that carry interest rate exposure is managed through an asset/liability matching program which takes into account the risk variables of the insurance liabilities supported by the assets.

At December 31, 2002, the Company held fixed maturity investments in its general account that are sensitive to changes in interest rates. These securities are held in support of the Company's fixed immediate annuities, fixed supplementary contracts, the fixed investment option offered in its variable life insurance contracts, and in support of the Company's target solvency capital. The Company has a conservative investment philosophy with regard to these investments. All investments are investment grade corporate securities, government agency or U.S.
government securities.

The Company's deferred annuity products offer a fixed investment option which subjects the Company to interest rate risk. The fixed option guarantees a fixed rate of interest for a period of time selected by the contract owner. Guarantee period options available range from one to ten years. Withdrawal of funds, or transfer of funds to variable investment options, before the end of the guarantee period subjects the contract owner to a market value adjustment
("MVA"). In the event of rising interest rates, which make the fixed maturity securities underlying the guarantee less valuable, the MVA could be negative. In the event of declining interest rates, which make the fixed maturity securities underlying the guarantee more valuable, the MVA could be positive. The resulting increase or decrease in the value of the fixed option, from calculation of the
MVA, should substantially offset the increase or decrease in the market value of the securities underlying the guarantee. The Company maintains strict asset/liability matching to enable this offset. However, the Company still takes on the default risk for the underlying securities, the interest rate risk of reinvestment of interest payments and the risk of failing to maintain the asset/liability matching program with respect to duration and convexity.

Liabilities held in the Company's guaranteed separate account as of December 31,
2002 totaled $1,828,048. Assets, primarily fixed income investments, supporting those liabilities had a fair value of $1,828,048. The Company performed a sensitivity analysis on these interest-sensitive liabilities and assets at
December 31, 2002. The analysis showed that an immediate decrease of 100 basis points in interest rates would result in a net increase in liabilities and the corresponding assets of approximately $69,150 and $68,500, respectively. An analysis of a 100 basis point decline in interest rates at December 31, 2001, showed a net increase in interest-sensitive liabilities and the corresponding assets of approximately $39,800 and $39,900, respectively.

EQUITY MARKET EXPOSURE

The primary equity market risk to the Company comes from the nature of the variable annuity and variable life products sold by the Company. Various fees and charges earned are substantially derived as a percentage of the market value of assets under management. In a market decline, this income will be reduced.
This could be further compounded by customer withdrawals, net of applicable surrender charge revenues, partially offset by transfers to the fixed option discussed above. A 10% decline in the market value of the assets under management at December 31, 2002, sustained throughout 2003, would result in an approximate drop in related mortality and expense charges and annual fee income of $36,350.

Another equity market risk exposure of the Company relates to guaranteed minimum death benefit payments. Declines in equity markets and, correspondingly, the performance of the funds underlying the Company's products, increase exposure to guaranteed minimum death benefit payments. As discussed in Note 2D of the consolidated financial statements, the Company uses derivative instruments to hedge against the risk of significant decreases in equity markets. Prior to the implementation of this program, the Company used reinsurance to mitigate this risk.

The Company has a portfolio of equity investments consisting of mutual funds, which are held in support of a deferred compensation program. In the event of a decline in market values of underlying securities, the value of the portfolio would decline; however the accrued benefits payable under the related deferred compensation program would decline by a corresponding amount.

Estimates of interest rate risk and equity price risk were obtained using computer models that take into consideration various assumptions about the future. Given the uncertainty of future interest rate movements, volatility in the equity markets and consumer behavior, actual results may vary from those predicted by the Company's models.

AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF
AMERICAN SKANDIA LIFE ASSURANCE CORPORATION

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholder of American Skandia Life Assurance
Corporation Shelton, Connecticut

We have audited the consolidated statements of financial condition of American
Skandia Life Assurance Corporation (the "Company" which is an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.) as of December 31,
2002 and 2001, and the related consolidated statements of income, shareholder's equity and cash flows for each of the three years in the period ended December
31, 2002. These consolidated financial statements are the responsibility of the
Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Skandia
Life Assurance Corporation at December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 2, in 2002 the Company adopted Statement of Financial
Accounting Standards No. 142, Goodwill and Other Intangible Assets.

As discussed in Note 2, effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments
and Hedging Activities.

                                        /s/ Ernst & Young LLP

                                        Hartford, Connecticut
                                        February 3, 2003

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands, except share data)

                                                                      As of December 31,
                                                                 ---------------------------
                                                                     2002            2001
                                                                 ------------   ------------
ASSETS
-------
Investments:
Fixed maturities - at fair value (amortized cost of $379,422
and $356,882, respectively)                                      $    398,601   $    362,831
Equity securities - at fair value (amortized cost of $52,017
and $49,886, respectively)                                             51,769         45,083
Derivative instruments - at fair value                                 10,370          5,525
Policy loans                                                            7,559          6,559
                                                                 ------------   ------------
Total investments                                                     468,299        419,998

Cash and cash equivalents                                              51,339              -
Accrued investment income                                               4,196          4,737
Deferred acquisition costs                                          1,117,544      1,383,281
Reinsurance receivable                                                  5,447          7,733
Receivable from affiliates                                              3,961          3,283
Income tax receivable                                                       -         30,537
Deferred income taxes                                                  38,206              -
Fixed assets, at depreciated cost (accumulated depreciation of
$7,555 and $4,266, respectively)                                       12,132         17,752
Other assets                                                          101,848        103,912
Separate account assets                                            21,905,613     26,038,549
                                                                 ------------   ------------
Total assets                                                     $ 23,708,585   $ 28,009,782
                                                                 ============   ============
LIABILITIES AND SHAREHOLDER'S EQUITY
------------------------------------
Liabilities:
Reserves for future policy and contract benefits                 $    149,349   $     91,126
Accounts payable and accrued expenses                                 133,543        192,952
Income tax payable                                                      6,547              -
Deferred income taxes                                                       -         54,980
Payable to affiliates                                                   2,223        101,035
Future fees payable to American Skandia, Inc. ("ASI")                 708,249        799,472
Short-term borrowing                                                   10,000         10,000
Surplus notes                                                         110,000        144,000
Separate account liabilities                                       21,905,613     26,038,549
                                                                 ------------   ------------
Total liabilities                                                  23,025,524     27,432,114
                                                                 ------------   ------------
Commitments and contingent liabilities (Note 18)
Shareholder's equity:
Common stock, $100 par value, 25,000 shares authorized,
issued and outstanding                                                  2,500          2,500
Additional paid-in capital                                            595,049        335,329
Retained earnings                                                      73,821        239,078
Accumulated other comprehensive income                                 11,691            761
                                                                 ------------   ------------
Total shareholder's equity                                            683,061        577,668
                                                                 ------------   ------------
Total liabilities and shareholder's equity                       $ 23,708,585   $ 28,009,782
                                                                 ============   ============

See notes to consolidated financial statements.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

CONSOLIDATED STATEMENTS OF INCOME
(in thousands)

                                                            For the Years Ended December 31,
                                                        --------------------------------------
                                                            2002          2001           2000
                                                        ----------    ----------    ----------
REVENUES
--------

Annuity and life insurance charges and fees             $  370,004    $  388,696    $  424,578
Fee income                                                  97,650       111,196       130,610
Net investment income                                       19,632        20,126        18,595
Net realized capital (losses) gains                         (9,614)          928          (688)
Other                                                        2,176         1,770         4,883
                                                        ----------    ----------    ----------

Total revenues                                             479,848       522,716       577,978
                                                        ----------    ----------    ----------

EXPENSES
--------
Benefits:

Annuity and life insurance benefits                          3,391         1,955           751
Change in annuity and life insurance policy reserves         2,741       (39,898)       49,339
Guaranteed minimum death benefit claims, net of hedge       23,256        20,370         2,618
Return credited to contract owners                           5,196         5,796         8,463
                                                        ----------    ----------    ----------

Total benefits                                              34,584       (11,777)       61,171

Other:

Underwriting, acquisition and other insurance
expenses                                                   188,728       196,755       150,597
Amortization of deferred acquisition costs                 510,059       224,047       184,616
Interest expense                                            14,544        73,424        85,998
                                                        ----------    ----------    ----------

                                                           713,331       494,226       421,211
                                                        ----------    ----------    ----------

Total benefits and expenses                                747,915       482,449       482,382
                                                        ----------    ----------    ----------

(Loss) income from operations before income tax
(benefit) expense                                         (268,067)       40,267        95,596

Income tax (benefit) expense                              (102,810)        7,168        30,779
                                                        ----------    ----------    ----------

Net (loss) income                                       $ (165,257)   $   33,099    $   64,817
                                                        ==========    ==========    ==========

See notes to consolidated financial statements.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY
(in thousands)

                                                                     Accumulated Other
                                                                   Comprehensive Income
                                  -------------------------------------------------------------------------------
                                  Additional     Foreign       Unrealized
                                    Common       Paid in        Retained    Currency        Gains
                                    Stock        Capital        Earnings   Translation    (Losses)        Total
                                  ----------    ----------    ----------   -----------   ----------    ----------
As of December 31, 1999           $    2,500    $  215,879    $  141,162   $      148    ($     255)   $  359,434
Net income                                                                                   64,817        64,817
Other comprehensive income:
Unrealized capital gains                                                                        843           843
Reclassification adjustment for
realized losses included in net
realized capital (losses) gains                                                                 433           433
Foreign currency translation                                                      (66)                        (66)
                                                                                                       ----------
Other comprehensive income                                                                                  1,210
                                                                                                       ----------
Comprehensive income                                                                                       66,027
Capital contributions                               71,450                                                 71,450
                                  ----------    ----------    ----------   ----------    ----------    ----------
As of December 31, 2000                2,500       287,329       205,979           82         1,021       496,911
Net income                                                        33,099                                   33,099
Other comprehensive loss:
Unrealized capital losses                                                                      (261)         (261)
Reclassification adjustment for
realized gains included in net
realized capital (losses) gains                                                                 (14)          (14)
Foreign currency translation                                                       (67)                       (67)
                                                                                                       ----------
Other comprehensive loss                                                                                     (342)
                                                                                                       ----------
Comprehensive income                                                                                       32,757
Capital contributions                               48,000                                                 48,000
                                  ----------    ----------    ----------   ----------    ----------    ----------
As of December 31, 2001                2,500       335,329       239,078           15           746       577,668
Net loss                                                        (165,257)                                (165,257)
Other comprehensive income:
Unrealized capital gains                                                                     10,434        10,434
Reclassification adjustment for
realized losses included in net
realized capital (losses) gains                                                               1,126         1,126
Foreign currency translation                                                     (630)                      (630)
                                                                                                       ----------
Other comprehensive income                                                                                 10,930
                                                                                                       ----------
Comprehensive loss                                                                                       (154,327)
Capital contributions                              259,720                                                259,720
                                  ----------    ----------    ----------   ----------    ----------    ----------
As of December 31, 2002           $    2,500    $  595,049    $   73,821   $     (615)   $   12,306    $  683,061

Unrealized capital gains (losses) is shown net of tax expense (benefit) of
$5,618, ($140) and $454 for 2002, 2001 and 2000, respectively. Reclassification adjustment for realized losses (gains) included in net realized capital (losses)
gains is shown net of tax expense (benefit) of $606, ($8) and $233 for 2002,
2001 and 2000, respectively. Foreign currency translation is shown net of tax benefit of $339, $36 and $36 for 2002, 2001 and 2000, respectively.

See notes to consolidated financial statements.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

                                                                  For the Years Ended December 31,
                                                                   2002        2001        2000
                                                                ----------    ----------    ----------
Cash flow from operating activities:
Net (loss) income                                               $ (165,257) $     33,099    $   64,817
Adjustments to reconcile net (loss) income to net
cash (used in) provided by operating activities:
Amortization and depreciation                                       21,649        13,374         5,758
Deferral of acquisition costs                                     (244,322)     (209,136)     (495,103)
Amortization of deferred acquisition costs                         510,059       224,047       184,616
Deferred tax (benefit) expense                                     (99,071)       46,215        60,023
Change in unrealized (gains) losses on derivatives                  (5,149)        2,902        (2,936)
Increase (decrease) in policy reserves                               3,293       (38,742)       50,892
(Decrease) increase in net receivable/payable to affiliates        (99,490)      103,496       (72,063)
Change in net income tax receivable/payable                         37,084         4,083       (58,888)
Increase in other assets                                            (9,546)      (12,105)      (65,119)
Decrease (increase) in accrued investment income                       541           472        (1,155)
Decrease (increase) in reinsurance receivable                        2,286        (1,849)          420
(Decrease) increase in accounts payable and accrued
expenses                                                           (59,409)       55,912       (21,550)
Net realized capital (gains) losses on derivatives                 (26,654)      (14,929)        5,554
Net realized capital losses (gains) on investments                   9,616          (928)          688
                                                                ----------    ----------    ----------
Net cash (used in) provided by operating activities               (124,370)      205,911      (344,046)
                                                                ----------    ----------    ----------

Cash flow from investing activities:
Purchase of fixed maturity investments                            (388,053)     (462,820)     (380,737)
Proceeds from sale and maturity of fixed
maturity investments                                               367,263       390,816       303,736
Purchase of derivatives                                            (61,998)     (103,533)      (14,781)
Proceeds from exercise or sale of derivative instruments            88,956       113,051         5,936
Purchase of shares in equity securities and dividend
reinvestments                                                      (49,713)      (55,430)      (18,136)
Proceeds from sale of shares in equity securities                   34,220        25,228         8,345
Purchase of fixed assets                                            (2,423)      (10,773)       (7,348)
Increase in policy loans                                            (1,000)       (2,813)       (2,476)
                                                                ----------    ----------    ----------
Net cash used in investing activities                              (12,748)     (106,274)     (105,461)
                                                                ----------    ----------    ----------

Cash flow from financing activities:
Capital contribution                                               259,720        48,000        71,450
Pay down of surplus notes                                          (34,000)      (15,000)      (20,000)
(Decrease) increase in future fees payable to ASI, net             (91,223)     (137,355)      358,376
Deposits to contract owner accounts                                808,209        59,681       172,441
Withdrawals from contract owner accounts                          (164,964)     (130,476)     (102,603)
Change in contract owner accounts, net of investment earnings     (588,315)       62,875       (55,468)
                                                                ----------    ----------    ----------
Net cash provided by (used in) financing activities                189,427      (112,275)      424,196
                                                                ----------    ----------    ----------

Net increase (decrease) in cash and cash equivalents                52,309       (12,638)      (25,311)
Change in foreign currency translation                                (970)         (103)         (101)
Cash and cash equivalents at beginning of period                         -        12,741        38,153
Cash and cash equivalents at end of period                      $   51,339    $        -    $   12,741
                                                                ==========    ==========    ==========
Income taxes (received) paid                                    $  (40,823)   $  (43,130)   $   29,644
                                                                ==========    ==========    ==========
Interest paid                                                   $   23,967    $   56,831    $  114,394
                                                                ==========    ==========    ==========

See notes to consolidated financial statements.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

Notes to Consolidated Financial Statements December 31, 2002
(dollars in thousands)

1. ORGANIZATION AND OPERATION

American Skandia Life Assurance Corporation ("ASLAC" or the "Company"), with its principal offices in Shelton, Connecticut, is a wholly-owned subsidiary of
American Skandia, Inc. ("ASI"). On December 19, 2002, Skandia Insurance Company
Ltd. (publ) ("SICL"), an insurance company organized under the laws of the
Kingdom of Sweden, and the ultimate parent company of the Company, entered into a definitive purchase agreement with Prudential Financial, Inc., a New Jersey corporation ("Prudential Financial"), whereby Prudential Financial will acquire the Company and certain of its affiliates (the "Acquisition"). Consummation of the transaction is subject to various closing conditions, including regulatory approvals and approval of certain matters by the board of directors and shareholders of the mutual funds advised by American Skandia Investment
Services, Inc. ("ASISI"), a subsidiary of ASI. The transaction is expected to close during the second quarter of 2003.

The Company develops long-term savings and retirement products, which are distributed through its affiliated broker/dealer company, American Skandia
Marketing, Incorporated ("ASM"). The Company currently issues term and variable universal life insurance and variable deferred and immediate annuities for individuals and groups in the United States of America and its territories.

The Company has 99.9% ownership in Skandia Vida, S.A. de C.V. ("Skandia Vida"), which is a life insurance company domiciled in Mexico. Skandia Vida had total shareholder's equity of $5,023 and $4,179 as of December 31, 2002, and 2001,
respectively. Skandia Vida has generated net losses of $2,706, $2,619 and $2,540 in 2002, 2001 and 2000, respectively. As part of the Acquisition, it is expected that the Company will sell its ownership interest in Skandia Vida to SICL. The
Company has filed for required regulatory approvals from the State of
Connecticut and Mexico related to the sale of Skandia Vida.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A. Basis of Reporting

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States
("U.S. GAAP"). Skandia Vida has been consolidated in these financial statements.
Intercompany transactions and balances between the Company and Skandia Vida have been eliminated in consolidation.

Certain reclassifications have been made to prior year amounts to conform with the current year presentation.

B. New Accounting Standard

Effective January 1, 2001, the Company adopted Statement of Financial Accounting
Standards No. 133, "Accounting for Derivative Instruments and Hedging
Activities," as amended by SFAS 137 and SFAS 138 (collectively "SFAS 133").
Derivative instruments held by the Company consist of equity put option contracts utilized to

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

manage the economic risks associated with guaranteed minimum death benefits
("GMDB"). These derivative instruments are carried at fair value. Realized and unrealized gains and losses are reported in the Consolidated Statements of
Income, together with GMDB claims expense, as a component of Guaranteed Minimum
Death Benefit Claims, Net of Hedge. The adoption of SFAS No. 133 did not have a material effect on the Company's financial statements.

Effective April 1, 2001, the Company adopted the Emerging Issues Task Force
("EITF") Issue 99-20, "Recognition of Interest Income and Impairment on
Purchased and Retained Beneficial Interests in Securitized Financial Assets."
Under the consensus, investors in certain asset-backed securities are required to record changes in their estimated yield on a prospective basis and to evaluate these securities for an other than temporary decline in value. If the fair value of the asset-backed security has declined below its carrying amount and the decline is determined to be other than temporary, the security is written down to fair value. The adoption of EITF Issue 99-20 did not have a significant effect on the Company's financial statements.

In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards. No. 142 "Accounting for Goodwill and
Intangible Assets" ("SFAS 142"). Under the new standard, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the new standard. Other intangible assets will continue to be amortized over their useful lives.

The Company applied the new rules on the accounting for goodwill and other intangible assets in the first quarter of 2002. The adoption of SFAS 142 did not have a significant impact on the Company's financial statements.

C. Investments

The Company has classified its fixed maturity investments as available-for-sale and, as such, they are carried at fair value with changes in unrealized gains and losses reported as a component of other comprehensive income.

The Company has classified its equity securities held in support of a deferred compensation plan (see Note 12) as available-for-sale. Such investments are carried at fair value with changes in unrealized gains and losses reported as a component of other comprehensive income.

Policy loans are carried at their unpaid principal balances.

Realized capital gains and losses on disposal of investments are determined by the specific identification method.

Other than temporary impairment charges are determined based on an analysis that is performed on a security by security basis and includes quantitative and qualitative factors.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

D. Derivative Instruments

The Company uses derivative instruments, which consist of equity put option contracts, for risk management purposes, and not for trading or speculation. The
Company hedges the economic GMDB exposure associated with equity market fluctuations. As the equity markets decline, the Company's exposure to future
GMDB claims increases. Conversely, as the equity markets increase the Company's exposure to future GMDB claims decreases. The claims exposure is reduced by the market value effect of the option contracts purchased.

Based on criteria described in SFAS 133, the Company's fair value hedges do not qualify as "effective" hedges and, therefore, hedge accounting may not be applied. Accordingly, the derivative investments are carried at fair value with changes in unrealized gains and losses being recorded in income as those changes occur. As such, both realized and unrealized gains and losses are reported in the Consolidated Statements of Income, together with GMDB claims expense, as a component of Guaranteed Minimum Death Benefit Claims, Net of Hedge.

As of December 31, 2002 and 2001, the accumulated difference between cost and market value on the Company's derivatives was an unrealized gain of $1,434 and an unrealized loss of $3,715, respectively. The amount of realized and unrealized gains (losses) on the Company's derivatives recorded during the years ended December 31, 2002, 2001 and 2000 was $31,803, $12,027 and ($2,619),
respectively.

E. Cash Equivalents

The Company considers all highly liquid time deposits, commercial paper and money market mutual funds purchased with a maturity date, at acquisition, of three months or less to be cash equivalents.

As of December 31, 2002, $50 of cash reflected on the Company's financial statements was restricted in compliance with regulatory requirements.

F. State Insurance Licenses

Licenses to do business in all states have been capitalized and reflected at the purchase price of $6,000 less accumulated amortization of $2,038 at December 31,
2002. Due to the adoption of SFAS 142, the cost of the licenses is no longer being amortized but is subjected to an annual impairment test. As of December
31, 2002, the Company estimated the fair value of the state insurance licenses to be in excess of book value and, therefore, no impairment charge was required.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

G. Income Taxes

The Company is included in the consolidated federal income tax return filed by
Skandia U.S. Inc. and its U.S. subsidiaries. In accordance with the tax sharing agreement, the federal income tax provision is computed on a separate return basis as adjusted for consolidated items. Pursuant to the terms of this agreement, the Company has the right to recover the value of losses utilized by the consolidated group in the year of utilization. To the extent the Company generates income in future years, the Company is entitled to offset future taxes on that income through the application of its loss carry forward generated in the current year.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

H. Recognition of Revenue and Contract Benefits

Revenues for variable deferred annuity contracts consist of charges against contract owner account values or separate accounts for mortality and expense risks, administration fees, surrender charges and an annual maintenance fee per contract. Revenues for mortality and expense risk charges and administration fees are recognized as assessed against the contract holder. Surrender charge revenue is recognized when the surrender charge is assessed against the contract holder at the time of surrender. Annual maintenance fees are earned ratably throughout the year.

Benefit reserves for the variable investment options on annuity contracts represent the account value of the contracts and are included in the separate account liabilities.

Fee income from mutual fund organizations is recognized when assessed against assets under management.

Revenues for variable immediate annuity and supplementary contracts with life contingencies consist of certain charges against contract owner account values including mortality and expense risks and administration fees. These charges and fees are recognized as revenue as assessed against the contract holder. Benefit reserves for variable immediate annuity contracts represent the account value of the contracts and are included in the separate account liabilities.

Revenues for the market value adjusted fixed investment option on annuity contracts consist of separate account investment income reduced by amounts credited to the contract holder for interest. This net spread is included in return credited to contract owners on the consolidated statements of income.
Benefit reserves for these contracts represent the account value of the contracts plus a

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

market value adjustment, and are included in the general account reserve for future policy and contract benefits to the extent in excess of the separate account assets, typically for the market value adjustment at the reporting date.

Revenues for fixed immediate annuity and fixed supplementary contracts without life contingencies consist of net investment income, reported as a component of return credited to contract owners. Revenues for fixed immediate annuity contracts with life contingencies consist of single premium payments recognized as annuity considerations when received. Benefit reserves for these contracts are based on applicable actuarial standards with assumed interest rates that vary by issue year and are included in the general account reserve for future policy and contract benefits. Assumed interest rates ranged from 6.25% to 8.25%
at December 31, 2002 and 2001.

Revenues for variable life insurance contracts consist of charges against contract owner account values or separate accounts for mortality and expense risk fees, administration fees, cost of insurance fees, taxes and surrender charges. Certain contracts also include charges against premium to pay state premium taxes. All of these charges are recognized as revenue when assessed against the contract holder. Benefit reserves for variable life insurance contracts represent the account value of the contracts and are included in the separate account liabilities.

I. Deferred Acquisition Costs

The costs of acquiring new business, which vary with and are primarily related to new business generated, are being deferred, net of reinsurance. These costs include commissions, purchase credits, costs of contract issuance, and certain selling expenses that vary with production.

The Company uses the retrospective deposit method for amortizing deferred acquisition costs. This method results in deferred acquisition costs being amortized in proportion to expected gross profits, from surrender charges and policy and asset based fees, net of operating and claim costs. The deferred acquisition cost asset is adjusted retrospectively and prospectively when estimates of current and future gross profits to be realized from a group of products are revised. Critical assumptions in estimating gross profits include those for surrenders, long-term fund growth rate, expenses and death benefits.
The long-term fund growth rate, in large part, determines the estimated future asset levels on which the most significant revenues are based. The Company's long-term fund growth rate assumption is 8% (net of charges assessed against the underlying mutual fund, but before charges assessed at the separate account and contract level). When current period actual asset growth is greater or less than the Company's long-term expectation, the Company adjusts the short-term asset growth rate to a level that will allow the Company, in the short-term, to resume the long-term asset growth rate expectation. The short-term asset growth rate is subject to constraints surrounding actual market conditions.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Details of deferred acquisition costs and related amortization for the years ended December 31, are as follows:

                                             2002            2001            2000
                                         ------------    ------------    ------------
Balance at beginning of year             $  1,383,281    $  1,398,192    $  1,087,705
Acquisition costs deferred during the
year                                          244,322         209,136         495,103
Acquisition costs amortized during the
year                                         (510,059)       (224,047)       (184,616)
                                         ------------    ------------    ------------
Balance at end of year                   $  1,117,544    $  1,383,281    $  1,398,192
                                         ============    ============    ============

As asset growth rates, during 2002 and 2001, have been far below the Company's long-term assumption, the adjustment to the short-term asset growth rate had risen to a level, before being capped, that in management's opinion was excessive in the current market environment. Based on an analysis of those short-term rates, the related estimates of future gross profits and an impairment study, management of the Company determined that the short-term asset growth rate should be reset to the level of the long-term growth rate expectation as of September 30, 2002. This resulted in an acceleration of amortization of approximately $206,000.

Throughout the year, the Company also updated its future estimated gross profits with respect to certain mortality assumptions reflecting actual experience and the decline in the equity markets resulting in additional increased amortization of approximately $72,000.

J. Reinsurance

The Company cedes reinsurance under modified co-insurance arrangements. These reinsurance arrangements provide additional capacity for growth in supporting the cash flow strain from the Company's variable annuity and variable life insurance business. The reinsurance is effected under quota share contracts.

At December 31, 2002 and 2001, in accordance with the provisions of the modified coinsurance agreements, the Company accrued approximately $5,447 and $7,733, respectively, for amounts receivable from favorable reinsurance experience on certain blocks of variable annuity business.

K. Translation of Foreign Currency

The financial position and results of operations of Skandia Vida are measured using local currency as the functional currency. Assets and liabilities are translated at the exchange rate in effect at each year-end. Statements of income and changes in shareholder's equity accounts are translated at the average rate prevailing during the year. Translation adjustments arising from the use of differing exchange rates from period to period are reported as a component of other comprehensive income.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

L. Separate Accounts

Assets and liabilities in separate accounts are included as separate captions in the consolidated statements of financial condition. Separate account assets consist principally of long term bonds, investments in mutual funds, short-term securities and cash and cash equivalents, all of which are carried at fair value. The investments are managed predominately through ASISI, utilizing various fund managers as sub-advisors. The remaining investments are managed by independent investment firms. The contract holder has the option of directing funds to a wide variety of investment options, most of which invest in mutual funds. The investment risk on the variable portion of a contract is borne by the contract holder. Fixed options with minimum guaranteed interest rates are also available. The Company bears the credit risk associated with the investments that support these fixed options.

Included in Separate Account liabilities are reserves of $1,828,048 and
$1,092,944 at December 31, 2002 and 2001, respectively, relating to deferred annuity investment options for which the contract holder is guaranteed a fixed rate of return. These reserves are calculated using the Commissioners Annuity
Reserve Valuation Method. Separate Account assets of $1,828,048 and $1,092,944 at December 31, 2002 and 2001, respectively, consisting of fixed maturities, equity securities, short-term securities, cash and cash equivalents, accrued investment income, accrued liabilities and amounts due to/from the General
Account are held in support of these annuity obligations, pursuant to state regulation.

Included in the general account, within Reserves for Future Policy and Contract
Benefits, is the market value adjustment associated with the guaranteed, fixed rate investment options, assuming the market value adjustment at the reporting date.

Net investment income (including net realized capital gains and losses) and interest credited to contract holders on separate account assets are not separately reflected in the Consolidated Statements of Income.

M. Unearned Performance Credits

The Company defers certain bonus credits applied to contract holder deposits.
The credit is reported as a contract holder liability within separate account liabilities and the deferred expense is reported as a component of other assets.
As the contract holder must keep the contract in-force for 10 years to earn the bonus credit, the Company amortizes the deferred expense on a straight-line basis over 10 years. If the contract holder surrenders the contract or the contract holder dies prior to the end of 10 years, the bonus credit is returned to the Company. This component of the bonus credit is amortized in proportion to expected surrenders and mortality. As of December 31, 2002 and 2001, the unearned performance credit asset was $83,288 and $89,234, respectively.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

N. Estimates

The preparation of financial statements in conformity with U.S. GAAP requires that management make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The more significant estimates and assumptions are related to deferred acquisition costs and involve estimates of future policy lapses, investment returns and maintenance expenses. Actual results could differ from those estimates.

3. INVESTMENTS

The amortized cost, gross unrealized gains and losses and fair value of fixed maturities and investments in equity securities as of December 31, 2002 and 2001 are shown below. All securities held at December 31, 2002 and 2001 were publicly traded.

Investments in fixed maturities as of December 31, 2002 consisted of the following:

                                       Gross                                Gross
                                     Amortized              Unrealized   Unrealized
                                       Cost        Gains     Losses      Fair Value
                                     ---------   ---------  ----------   ----------
U.S. Government obligations          $ 270,969   $  15,658  $      (78)  $ 286,549
Obligations of state and political
subdivisions                               253           9          (1)         261
Corporate securities                   108,200       3,631         (40)     111,791
                                     ---------   ---------  ----------   ----------
Totals                               $ 379,422   $  19,298  $     (119)  $ 398,601
                                     =========   =========  ==========   ==========

The amortized cost and fair value of fixed maturities, by contractual maturity, at December 31, 2002 are shown below. Actual maturities may differ from contractual maturities due to call or prepayment provisions.

                                   Amortized
                                     Cost      Fair Value
                                   ---------   ----------
Due in one year or less            $  12,793   $   12,884
Due after one through five years     165,574      171,830
Due after five through ten years     186,609      198,913
Due after ten years                   14,446       14,974
                                   ---------   ----------
Total                              $ 379,422   $  398,601
                                   =========   ==========

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. INVESTMENTS (continued)

Investments in fixed maturities as of December 31, 2001 consisted of the following:

                                                  Gross     Gross
                                    Amortized  Unrealized Unrealized
                                      Cost        Gains     Losses    Fair Value
                                    ---------   --------  ----------  ----------
U.S. Government obligations         $ 198,136   $  2,869  $     (413) $  200,592
Obligations of state and political
subdivisions                              252          8           -         260
Corporate securities                  158,494      4,051        (566)    161,979
                                    ---------   --------  ----------  ----------
Totals                              $ 356,882   $  6,928  $     (979) $  362,831
                                    =========   ========  ==========  ==========

Proceeds from sales of fixed maturities during 2002, 2001 and 2000 were
$367,213, $386,816 and $302,632, respectively. Proceeds from maturities during
2002, 2001 and 2000 were $50, $4,000 and $1,104, respectively.

The cost, gross unrealized gains/losses and fair value of investments in equity securities at December 31 are shown below:

                                Gross          Gross
                              Unrealized     Unrealized       Fair
                 Cost           Gains         Losses          Value
             ------------   ------------   ------------    ------------
2002         $     52,017   $        136   $       (384)   $     51,769
2001         $     49,886   $        122   $     (4,925)   $     45,083

Net realized investment gains (losses), determined on a specific identification basis, were as follows for the years ended December 31:

                                        2002         2001         2000
                                   ---------    ---------    ---------
Fixed maturities:
Gross gains                        $   8,213    $   8,849    $   1,002
Gross losses                          (4,468)      (4,387)      (3,450)
Investment in equity securities:
Gross gains                               90          658        1,913
Gross losses                         (13,451)      (4,192)        (153)
                                   ---------    ---------    ---------
Totals                             $  (9,616)   $     928    $    (688)
                                   =========    =========    =========

During 2002, the Company determined that certain amounts of its investment in equity securities were other than temporarily impaired and, accordingly, recorded a loss of $3,769.

As of December 31, 2002, the Company did not own any investments in fixed maturity securities whose carrying value exceeded 10% of the Company's equity.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. INVESTMENTS (continued)

As of December 31, 2002, the following fixed maturities were restricted in compliance with regulatory requirements:

Security                                                      Fair Value
--------                                                      ----------
U.S. Treasury Note, 6.25%, February 2003                           $4,345
U.S. Treasury Note, 3.00%, November 2003                              183
Puerto Rico Commonwealth, 4.60%, July 2004                            210
Puerto Rico Commonwealth, 4.875%, July 2023                            52

4. FAIR VALUES OF FINANCIAL INSTRUMENTS

The methods and assumptions used to determine the fair value of financial instruments are as follows:

Fair values of fixed maturities with active markets are based on quoted market prices. For fixed maturities that trade in less active markets, fair values are obtained from an independent pricing service.

Fair values of equity securities are based on quoted market prices.

The fair value of derivative instruments is determined based on the current value of the underlying index.

The carrying value of cash and cash equivalents (cost) approximates fair value due to the short-term nature of these investments.

The carrying value of policy loans approximates fair value.

Fair value of future fees payable to ASI are determined on a discounted cash flow basis, using best estimate assumptions of lapses, mortality, free withdrawals and a long-term fund growth rate of 8% on the Company's assets under management.

The carrying value of short-term borrowings (cost) approximates fair value due to the short-term nature of these liabilities.

Fair value of surplus notes are determined based on a discounted cash flow basis with a projected payment of principal and all accrued interest at the maturity date (see Note 14 for payment restrictions).

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4. FAIR VALUES OF FINANCIAL INSTRUMENTS (continued)

The fair values and carrying values of financial instruments at December 31,
2002 and 2001 are as follows:

                                December 31, 2002           December 31, 2001
                                -----------------           -----------------
                                           Carrying                  Carrying
                             Fair Value     Value      Fair Value     Value
                             ----------   ----------   ----------   ----------
Assets
------
Fixed Maturities             $  398,601   $  398,601   $  362,831   $  362,831
Equity Securities                51,769       51,769       45,083       45,083
Derivative Instruments           10,370       10,370        5,525        5,525
Policy Loans                      7,559        7,559        6,559        6,559

Liabilities
----------
Future Fees Payable to ASI      429,773      708,249      546,357      799,472
Short-term Borrowing             10,000       10,000       10,000       10,000
Surplus Notes and accrued
interest of $29,230 and
$25,829 in 2002 and 2001,
respectively                    140,777      139,230      174,454      169,829

5. NET INVESTMENT INCOME

The sources of net investment income for the years ended December 31 were as follows:

                              2002         2001         2000
                            ---------    ---------    ---------
Fixed maturities            $  18,015    $  18,788    $  13,502
Cash and cash equivalents       1,116          909        5,209
Equity securities                 809          622           99
Policy loans                      403          244           97
                            ---------    ---------    ---------
Total investment income        20,343       20,563       18,907
Investment expenses              (711)        (437)        (312)
                            ---------    ---------    ---------
Net investment income       $  19,632    $  20,126    $  18,595
                            =========    =========    =========

6. INCOME TAXES

The significant components of income tax expense for the years ended December 31 were as follows:

                                               2002          2001          2000
                                            ----------    ----------    ----------
Current tax benefit                         $   (3,739)   $  (39,047)   $  (29,244)
Deferred tax expense, excluding operating
loss carryforwards                              35,915        60,587        60,023
Deferred tax benefit for operating and
capital loss carryforwards                    (134,986)      (14,372)            -
                                            ----------    ----------    ----------
Total income tax (benefit) expense          $ (102,810)   $    7,168    $   30,779
                                            ==========    ==========    ==========

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6. INCOME TAXES (continued)

Deferred tax assets (liabilities) include the following at December 31:

                                        2002          2001
                                     ----------    ----------
Deferred tax assets:
GAAP to tax reserve differences      $  165,348    $  241,503
Future fees payable to ASI               21,475        63,240
Deferred compensation                    20,603        20,520
Net operating loss carry forward        147,360        14,372
Other                                     6,530        17,276
                                     ----------    ----------
Total deferred tax assets               361,316       356,911
                                     ----------    ----------

Deferred tax liabilities:
Deferred acquisition costs, net        (312,933)     (404,758)
Net unrealized gains on fixed
maturity securities                      (6,713)       (2,082)
Other                                    (3,464)       (5,051)
                                     ----------    ----------
Total deferred tax liabilities         (323,110)     (411,891)
                                     ----------    ----------
Net deferred tax asset (liability)   $   38,206    $  (54,980)
                                     ==========    ==========

In accordance with SFAS 109, the Company has performed an analysis of its deferred tax assets to assess recoverability. Looking at a variety of items, most notably, the timing of the reversal of temporary items and future taxable income projections, the Company determined that no valuation allowance is needed.

The income tax (benefit) expense was different from the amount computed by applying the federal statutory tax rate of 35% to pre-tax income from continuing operations as follows:

                                                       2002           2001           2000
                                                    ----------     ----------     ----------
(Loss) income before taxes
Domestic                                            $ (265,361)    $   42,886     $   98,136
Foreign                                                 (2,706)        (2,619)        (2,540)
                                                    ----------     ----------     ----------
Total                                                 (268,067)        40,267         95,596
Income tax rate                                             35%            35%            35%
                                                    ----------     ----------     ----------
Tax (benefit) expense at federal statutory income
tax rate                                               (93,823)        14,093         33,459

Tax effect of:
Dividend received deduction                            (12,250)        (8,400)        (7,350)
Losses of foreign subsidiary                               947            917            889
Meals and entertainment                                    603            603            841
State income taxes                                           -            (62)          (524)
Federal provision to return differences                    709           (177)         3,235
Other                                                    1,004            194            229
                                                    ----------     ----------     ----------
Income tax (benefit) expense                        $ (102,810)    $    7,168     $   30,779
                                                    ==========     ==========     ==========

The Company's net operating loss carry forwards, totaling approximately $421,029
(pre-tax) at December 31, 2002, will expire in 2016 and 2017.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7. COST ALLOCATION AGREEMENTS WITH AFFILIATES

Certain operating costs (including rental of office space, furniture, and equipment) have been charged to the Company at cost by American Skandia
Information Services and Technology Corporation ("ASIST"), an affiliated company. ASLAC signed a written service agreement with ASIST for these services executed and approved by the Connecticut Insurance Department in 1995. This
agreement automatically continues in effect from year to year and may be terminated by either party upon 30 days written notice. The Company has also paid and charged operating costs to several of its affiliates. The total cost to the Company for these items was $8,177, $6,179 and $13,974 in 2002, 2001 and
2000, respectively. Income received for these items was approximately $13,052,
$13,166 and $11,186 in 2002, 2001 and 2000, respectively.

Allocated depreciation expense was $7,440, $8,764 and $9,073 in 2002, 2001 and
2000, respectively. Allocated lease expense was $5,808, $6,517 and $5,606 in
2002, 2001 and 2000, respectively. Allocated sub-lease rental income, recorded as a reduction to lease expense, was $738, $30 and $0 in 2002, 2001 and 2000, respectively. Assuming that the written service agreement between ASLAC and
ASIST continues indefinitely, ASLAC's allocated future minimum lease payments and sub-lease receipts per year and in aggregate as of December 31, 2002 are as follows:

                        Lease    Sub-Lease
                      --------   ---------
2003                  $  4,847   $   1,616
2004                     5,275       1,773
2005                     5,351       1,864
2006                     5,328       1,940
2007                     5,215       1,788
2008 and thereafter     19,629       7,380
                      --------   ---------
Total                 $ 45,645   $  16,361
                      ========   =========

Beginning in 1999, the Company was reimbursed by ASM for certain distribution related costs associated with the sales of business through an investment firm where ASM serves as an introducing broker dealer. Under this agreement, the expenses reimbursed were $8,255, $6,610 and $6,064 in 2002, 2001 and 2000, respectively. As of December 31, 2002 and 2001, amounts receivable under this agreement were approximately $458 and $639, respectively.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8. FUTURE FEES PAYABLE TO ASI

In a series of transactions with ASI, the Company transferred certain rights to receive a portion of future fees and contract charges expected to be realized on designated blocks of deferred annuity contracts.

The proceeds from the transfers have been recorded as a liability and are being amortized over the remaining surrender charge period of the designated contracts using the interest method. The Company did not transfer the right to receive future fees and charges after the expiration of the surrender charge period.

In connection with these transactions, ASI, through special purpose trusts, issued collateralized notes in private placements, which are secured by the rights to receive future fees and charges purchased from the Company.

Under the terms of the securitization purchase agreements, the rights transferred provide for ASI to receive a percentage (60%, 80% or 100% depending on the underlying commission option) of future mortality and expense charges and contingent deferred sales charges, after reinsurance, expected to be realized over the remaining surrender charge period of the designated contracts
(generally 6 to 8 years). The liability for future fees payable to ASI at the balance sheet date is based on the consideration received less principal repayments according to amortization schedules that were developed at the inception of the transactions. If actual mortality and expense charges and contingent deferred sales charges are less than those projected in the original amortization schedules, calculated on a transaction by transaction basis, ASI has no recourse against the Company. As account values associated with the designated contracts have declined, consistent with the overall decline in the equity markets, current mortality and expense charges have been lower than expected on certain transactions and it is likely that future mortality and expense charges, on those same transactions, will be lower than originally projected. As a result, the ultimate cash flows associated with these transactions that will transfer to ASI may be lower than the current carrying amount of the liability (see Note 4).

On April 12, 2002, the Company entered into a new securitization purchase agreement with ASI. This transaction covers designated blocks of business issued from November 1, 2000 through December 31, 2001. The estimated present value of the transaction at April 12, 2002, using a discount rate of 6.00%, was $101,713.

Payments, representing fees and charges in the aggregate amount, of $186,810,
$207,731 and $219,523 were made by the Company to ASI in 2002, 2001 and 2000, respectively. Related interest expense of $828, $59,873 and $70,667 has been included in the consolidated statements of income for 2002, 2001 and 2000, respectively.

The Commissioner of the State of Connecticut has approved the transfer of future fees and charges; however, in the event that the Company becomes subject to an order of liquidation or rehabilitation, the Commissioner has the ability to restrict the payments due to ASI, into a restricted account, under the Purchase
Agreement subject to certain terms and conditions.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8. FUTURE FEES PAYABLE TO ASI (continued)

The present values of the transactions as of the respective effective date were as follows:

Closing        Effective    Contract Issue        Discount         Present
Transaction       Date          Date               Period           Rate        Value
-----------   ----------    --------------  ------------------   ---------   ---------
1996-1         12/17/96        9/1/96        1/1/94 - 6/30/96      7.5%        $50,221
1997-1          7/23/97        6/1/97        3/1/96 - 4/30/97      7.5%         58,767
1997-2         12/30/97       12/1/97        5/1/95 - 12/31/96     7.5%         77,552
1997-3         12/30/97       12/1/97        5/1/96 - 10/31/97     7.5%         58,193
1998-1          6/30/98        6/1/98        1/1/97 - 5/31/98      7.5%         61,180
1998-2         11/10/98       10/1/98        5/1/97 - 8/31/98      7.0%         68,573
1998-3         12/30/98       12/1/98        7/1/96 - 10/31/98     7.0%         40,128
1999-1          6/23/99        6/1/99        4/1/94 - 4/30/99      7.5%        120,632
1999-2         12/14/99       10/1/99       11/1/98 - 7/31/99      7.5%        145,078
2000-1          3/22/00        2/1/00        8/1/99 - 1/31/00      7.5%        169,459
2000-2          7/18/00        6/1/00        2/1/00 - 4/30/00      7.25%        92,399
2000-3         12/28/00       12/1/00        5/1/00 - 10/31/00     7.25%       107,291
2000-4         12/28/00       12/1/00        1/1/98 - 10/31/00     7.25%       107,139
2002-1          4/12/02        3/1/02       11/1/00 - 12/31/01     6.00%       101,713

Payments of future fees payable to ASI, according to original amortization schedules, as of December 31, 2002 are as follows:

Year        Amount
----     -----------
2003      $   186,854
2004          171,093
2005          147,902
2006          117,761
2007           66,270
2008           18,369
         -----------
Total    $   708,249
         ===========

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9. LEASES

The Company entered into an eleven year lease agreement for office space in
Westminster, Colorado, effective January 1, 2001. Lease expense for 2002 and
2001 was $2,583 and $1,602, respectively. Sub-lease rental income was $227 in
2002 and $0 in 2001. Future minimum lease payments and sub-lease receipts per year and in aggregate as of December 31, 2002 are as follows:

                       Lease     Sub-Lease
                      --------   ---------
2003                  $  1,913   $     426
2004                     1,982         455
2005                     2,050         500
2006                     2,050         533
2007                     2,050         222
2008 and thereafter      8,789           0
                      --------   ---------
Total                 $ 18,834   $   2,136
                      ========   =========

10. RETAINED EARNINGS AND DIVIDEND RESTRICTIONS

Statutory basis shareholder's equity was $279,957 and $226,780 at December 31,
2002 and 2001, respectively.

The Company incurred statutory basis net losses in 2002 of $192,474 due primarily to significant declines in the equity markets, increasing GMDB reserves calculated on a statutory basis. Statutory basis net losses for 2001 were $121,957, as compared to income of $11,550 in 2000.

Under various state insurance laws, the maximum amount of dividends that can be paid to shareholders without prior approval of the state insurance department is subject to restrictions relating to statutory surplus and net gain from operations. For 2003, no amounts may be distributed without prior approval.

11. STATUTORY ACCOUNTING PRACTICES

The Company prepares its statutory basis financial statements in accordance with accounting practices prescribed by the State of Connecticut Insurance
Department. Prescribed statutory accounting practices include publications of the National Association of Insurance Commissioners (NAIC), as well as state laws, regulations and general administrative rules.

The NAIC adopted the Codification of Statutory Accounting Principles
(Codification) in March 1998. The effective date for codification was January 1,
2001. The Company's state of domicile, Connecticut, has adopted codification and the Company has made the necessary changes in its statutory accounting and reporting required for implementation. The overall impact of adopting codification in 2001 was a one-time, cumulative change in accounting benefit recorded directly in statutory surplus of $12,047.

In addition, during 2001, based on a recommendation from the State of
Connecticut Insurance Department, the Company changed its statutory method of accounting for its

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11. STATUTORY ACCOUNTING PRACTICES (continued)

liability associated with securitized variable annuity fees. Under the new method of accounting, the liability for securitized fees is established consistent with the method of accounting for the liability associated with variable annuity fees ceded under reinsurance contracts. This equates to the statutory liability at any valuation date being equal to the Commissioners
Annuity Reserve Valuation Method (CARVM) offset related to the securitized contracts. The impact of this change in accounting, representing the difference in the liability calculated under the old method versus the new method as of
January 1, 2001, was reported as a cumulative effect of change in accounting benefit recorded directly in statutory surplus of approximately $20,215.

In 2001, the Company, in agreement with the Connecticut Insurance Department, changed its reserving methodology to recognize free partial withdrawals and to reserve on a "continuous" rather than "curtate" basis. The impact of these changes, representing the difference in reserves calculated under the new methods versus the old methods, was recorded directly to surplus as changes in reserves on account of valuation basis. This resulted in an increase to the unassigned deficit of approximately $40,511.

Effective January 1, 2002, the Company adopted Statement of Statutory Accounting
Principles No. 82, "Accounting for the Costs of Computer Software Developed or
Obtained for Internal Use and Web Site Development Costs" ("SSAP 82"). SSAP 82
requires the capitalization of certain costs incurred in connection with developing or obtaining internal use software. Prior to the adoption of SSAP 82, the Company expensed all internal use software related costs as incurred. The
Company has identified and capitalized $5,935 of costs associated with internal use software as of January 1, 2002 and is amortizing the applicable costs on a straight-line basis over a three year period. The costs capitalized as of
January 1, 2002 resulted in a direct increase to surplus. Amortization expense for the year ended December 31, 2002 was $757.

12. EMPLOYEE BENEFITS

The Company has a 401(k) plan for which substantially all employees are eligible. Under this plan, the Company provides a 50% match on employees'
contributions up to 6% of an employee's salary (for an aggregate match of up to
3% of the employee's salary). Additionally, the Company may contribute additional amounts based on profitability of the Company and certain of its affiliates. Expenses related to this program in 2002, 2001 and 2000 were $719,
$2,738 and $3,734, respectively. Company contributions to this plan on behalf of the participants were $921, $2,549 and $4,255 in 2002, 2001 and 2000, respectively.

The Company has a deferred compensation plan, which is available to the field marketing staff and certain other employees. Expenses related to this program in
2002, 2001 and 2000 were $3,522, $1,615 and $1,030, respectively. Company contributions to this plan on behalf of the participants were $5,271, $1,678 and
$2,134 in 2002, 2001 and 2000, respectively.

The Company and certain affiliates cooperatively have a long-term incentive program under which units are awarded to executive officers and other personnel.
The Company and certain affiliates also have a profit sharing program, which benefits all employees

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

12. EMPLOYEE BENEFITS (continued)

below the officer level. These programs consist of multiple plans with new plans instituted each year. Generally, participants must remain employed by the
Company or its affiliates at the time such units are payable in order to receive any payments under the programs. The accrued liability representing the value of these units was $7,083 and $13,645 as of December 31, 2002 and 2001,
respectively. Expenses (income) related to these programs in 2002, 2001 and
2000, were $1,471, ($9,842) and $2,692, respectively. Payments under these programs were $8,033, $8,377 and $13,697 in 2002, 2001 and 2000, respectively.

13. FINANCIAL REINSURANCE

The Company cedes insurance to other insurers in order to fund the cash strain generated from commission costs on current sales and to limit its risk exposure.
The Company uses modified coinsurance reinsurance arrangements whereby the reinsurer shares in the experience of a specified book of business. These reinsurance transactions result in the Company receiving from the reinsurer an upfront ceding commission on the book of business ceded in exchange for the reinsurer receiving in the future, the future fees generated from that book of business. Such transfer does not relieve the Company of its primary liability and, as such, failure of reinsurers to honor their obligation could result in losses to the Company. The Company reduces this risk by evaluating the financial condition and credit worthiness of reinsurers.

The effect of reinsurance for the 2002, 2001 and 2000 was as follows:

2002                                                            Gross          Ceded           Net
----                                                        -----------     -----------   -----------
Annuity and life insurance charges and fees                 $   406,272     $   (36,268)  $   370,004
Return credited to contract owners                          $     5,221     $       (25)  $     5,196
Underwriting, acquisition and other insurance
expenses (deferal of acquisition costs)                     $   154,588     $    34,140   $   188,728
Amortization of deferred acquisition costs                  $   542,945     $   (32,886)  $   510,059

2001
----
Annuity and life insurance charges and fees                 $   430,914     $   (42,218)  $   388,696
Return credited to contract owners                          $     5,704     $        92   $     5,796
Underwriting, acquisition and other insurance
expenses (deferral of acquisition costs)                    $   163,677     $    33,078   $   196,755
Amortization of deferred acquisition costs                  $   231,290     $    (7,243)  $   224,047

2000
----
Annuity and life insurance charges and fees                 $   473,318     $   (48,740)  $   424,578
Return credited to contract owners                          $     8,540     $       (77)  $     8,463
Underwriting, acquisition and other insurance
expenses (deferral of acquisition costs)                    $   108,399     $    42,198   $   150,597
Amortization of deferred acquisition costs                  $   205,174     $   (20,558)  $   184,616

In December 2000, the Company entered into a modified coinsurance agreement with
SICL covering certain contracts issued since January 1996. The impact of this treaty to the

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

13. FINANCIAL REINSURANCE (continued)

Company was pre-tax (loss) income of ($4,137), $8,394 and $23,341 in 2002, 2001 and 2000, respectively. At December 31, 2002 and 2001, $675 and $1,137,
respectively, was receivable from SICL under this agreement.

14. SURPLUS NOTES

The Company has issued surplus notes to ASI in exchange for cash. Surplus notes outstanding as of December 31, 2002 and 2001, and interest expense for 2002,
2001 and 2000 were as follows:

Liability as of
December 31,                                                   Interest Expense
Interest                                                        For the Years
Note Issue Date         Rate           2002        2001        2002        2001        2000
------------------   -----------    ---------   ---------   ---------   ---------   ---------
February 18, 1994           7.28%           -           -           -           -         732
March 28, 1994              7.90%           -           -           -           -         794
September 30, 1994          9.13%           -           -           -       1,282       1,392
December 19, 1995           7.52%           -      10,000         520         763         765
December 20, 1995           7.49%           -      15,000         777       1,139       1,142
December 22, 1995           7.47%           -       9,000         465         682         684
June 28, 1996               8.41%      40,000      40,000       3,411       3,411       3,420
December 30, 1996           8.03%      70,000      70,000       5,699       5,699       5,715
                                    ---------   ---------   ---------   ---------   ---------
Total                               $ 110,000   $ 144,000   $  10,872   $  12,976   $  14,644
                                    =========   =========   =========   =========   =========

On September 6, 2002, surplus notes for $10,000, dated December 19, 1995,
$15,000, dated December 20, 1995, and $9,000, dated December 22, 1995, were repaid. On December 3, 2001, a surplus note, dated September 30, 1994, for
$15,000 was repaid. On December 27, 2000, surplus notes for $10,000, dated
February 18, 1994, and $10,000, dated March 28, 1994, were repaid. All surplus notes mature seven years from the issue date.

Payment of interest and repayment of principal for these notes is subject to certain conditions and require approval by the Insurance Commissioner of the
State of Connecticut. At December 31, 2002 and 2001, $29,230 and $25,829,
respectively, of accrued interest on surplus notes was not permitted for payment under these criteria.

15. SHORT-TERM BORROWING

The Company had a $10,000 short-term loan payable to ASI at December 31, 2002 and 2001 as part of a revolving loan agreement. The loan had an interest rate of
1.97% and matured on January 13, 2003. The loan was subsequently rolled over with a new interest rate of 1.82% and a new maturity date of March 13, 2003. The loan was further extended to April 30, 2003 and a new interest rate of 1.71%.
The total related interest expense to the Company was $271, $522 and $687 in
2002, 2001 and 2000, respectively. Accrued interest payable was $10 and $113 as of December 31, 2002 and 2001, respectively.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

15. SHORT-TERM BORROWING (continued)

On January 3, 2002, the Company entered into a $150,000 credit facility with
ASI. This credit facility terminates on December 31, 2005 and bears interest at the offered rate in the London interbank market (LIBOR) plus 0.35 percent per annum for the relevant interest period. Interest expense related to these borrowings was $2,243 for the year ended December 31, 2002. As of December 31,
2002, no amount was outstanding under this credit facility.

16. CONTRACT WITHDRAWAL PROVISIONS

Approximately 99% of the Company's separate account liabilities are subject to discretionary withdrawal by contract owners at market value or with market value adjustment. Separate account assets, which are carried at fair value, are adequate to pay such withdrawals, which are generally subject to surrender charges ranging from 10% to 1% for contracts held less than 10 years.

17. RESTRUCTURING CHARGES

On March 22, 2001 and December 3, 2001, the Company announced separate plans to reduce expenses to better align its operating infrastructure with the current investment market environment. As part of the two plans, the Company's workforce was reduced by approximately 140 positions and 115 positions, respectively, affecting substantially all areas of the Company. Estimated pre-tax severance benefits of $8,500 have been charged against 2001 operations related to these reductions. These charges have been reported in the Consolidated Statements of
Income as a component of Underwriting, Acquisition and Other Insurance Expenses.
As of December 31, 2002 and 2001, the remaining restructuring liability, relating primarily to the December 3, 2001 plan, was $12 and $4,104, respectively.

18. COMMITMENTS AND CONTINGENT LIABILITIES

In recent years, a number of annuity companies have been named as defendants in class action lawsuits relating to the use of variable annuities as funding vehicles for tax- qualified retirement accounts. The Company is currently a defendant in one such lawsuit. A purported class action complaint was filed in the United States District Court for the Southern District of New York on
December 12, 2002, by Diane C. Donovan against the Company and certain of its affiliates (the "Donovan Complaint"). The Donovan Complaint seeks unspecified compensatory damages and injunctive relief from the Company and certain of its affiliates. The Donovan Complaint claims that the Company and certain of its affiliates violated federal securities laws in marketing variable annuities.
This litigation is in the preliminary stages. The Company believes this action is without merit, and intends to vigorously defend against this action.

The Company is also involved in other lawsuits arising, for the most part, in the ordinary course of its business operations. While the outcome of these other lawsuits cannot be determined at this time, after consideration of the defenses available to the Company, applicable insurance coverage and any related reserves established, these other lawsuits are not expected to result in liability for amounts material to the financial condition of the Company, although it may adversely affect results of operations in future periods.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

18. COMMITMENTS AND CONTINGENT LIABILITIES (continued)

As discussed previously, on December 19, 2002, SICL entered into a definitive purchase agreement (the "Purchase Agreement") to sell its ownership interest in the Company and certain affiliates to Prudential Financial for approximately
$1.265 billion. The closing of this transaction, which is conditioned upon certain customary regulatory and other approvals and conditions, is expected in the second quarter of 2003.

The purchase price that was agreed to between SICL and Prudential Financial was based on a September 30, 2002 valuation of the Company and certain affiliates.
As a result, assuming the transaction closes, the economics of the Company's business from September 30, 2002 forward will inure to the benefit or detriment of Prudential Financial. Included in the Purchase Agreement, SICL has agreed to indemnify Prudential Financial for certain liabilities that may arise relating to periods prior to September 30, 2002. These liabilities generally include market conduct activities, as well as contract and regulatory compliance
(referred to as "Covered Liabilities").

Related to the indemnification provisions contained in the Purchase Agreement,
SICL has signed, for the benefit of the Company, an indemnity letter, effective
December 19, 2002, to make the Company whole for certain Covered Liabilities that come to fruition during the period beginning December 19, 2002 and ending with the close of the transaction. This indemnification effectively transfers the risk associated with those Covered Liabilities from the Company to SICL concurrent with the signing of the definitive purchase agreement rather than waiting until the transaction closes.

19. SEGMENT REPORTING

Assets under management and sales for products other than variable annuities have not been significant enough to warrant full segment disclosures as required by SFAS 131, "Disclosures about Segments of an Enterprise and Related
Information," and the Company does not anticipate that they will be so in the future due to changes in the Company's strategy to focus on its core variable annuity business.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

20. QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table summarizes information with respect to the operations of the
Company on a quarterly basis:

                                                             Three Months Ended
                                         ----------------------------------------------------
2002                                      March 31       June 30      Sept. 30       Dec. 31
                                         ----------    ----------    ----------    ----------
Premiums and other insurance revenues*   $  118,797    $  126,614    $  115,931    $  108,488
Net investment income                         4,965         4,714         5,128         4,825
Net realized capital losses                  (1,840)       (1,584)       (2,327)       (3,863)
                                         ----------    ----------    ----------    ----------
Total revenues                              121,922       129,744       118,732       109,450
Benefits and expenses*                      112,759       160,721       323,529       150,906
                                         ----------    ----------    ----------    ----------
Pre-tax net income (loss)                     9,163       (30,977)     (204,797)      (41,456)
Income tax expense (benefit)                  1,703       (11,746)      (72,754)      (20,013)
                                         ----------    ----------    ----------    ----------
Net income (loss)                        $    7,460    $  (19,231)   $ (132,043)   $  (21,443)
                                         ==========    ==========    ==========    ==========

*    For the quarters ended March 31, 2002 and June 30, 2002, the Company had overstated premiums ceded in revenues. The above presentation reflects an equal and offsetting reclassification of these amounts to benefits and expenses with no net income impact.

                                                             Three Months Ended
                                           --------------------------------------------------
2001                                        March 31     June 30       Sept. 30      Dec. 31
                                           ----------   ----------   ----------    ----------
Premiums and other insurance revenues***   $  130,885   $  128,465   $  122,708    $  119,604
Net investment income**                         5,381        4,997        5,006         4,742
Net realized capital gains (losses)             1,902          373          376        (1,723)
                                           ----------   ----------   ----------    ----------
Total revenues                                138,168      133,835      128,090       122,623
Benefits and expenses** ***                   122,729      110,444      123,307       125,969
                                           ----------   ----------   ----------    ----------
Pre-tax net income (loss)                      15,439       23,391        4,783        (3,346)
Income tax expense (benefit)                    4,034        7,451         (480)       (3,837)
                                           ----------   ----------   ----------    ----------
Net income                                 $   11,405   $   15,940   $    5,263    $      491
                                           ==========   ==========   ==========    ==========

**   For the quarters ended March 31, 2001, June 30, 2001 and September 30,
     2001, the Company had reported investment performance associated with its derivatives as net investment income. The above presentation reflects a reclassification of these amounts to benefits and expenses.

***  For the quarters ended September 30, 2001 and December 31, 2001, the
     Company had overstated premiums ceded in revenues. The above presentation reflects an equal and offsetting reclassification of these amounts to benefits and expenses with no net income impact.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

20. QUARTERLY FINANCIAL DATA (UNAUDITED) (continued)

                                                           Three Months Ended
                                        ---------------------------------------------------
2000                                     March 31      June 30      Sept. 30       Dec. 31
                                        ----------   ----------    ----------    ----------
Premiums and other insurance revenues   $  137,040   $  139,346    $  147,819    $  135,866
Net investment income****                    4,343        4,625         4,619         5,008
Net realized capital gains (losses)            729       (1,436)         (858)          877
Total revenues                             142,112      142,535       151,580       141,751
Benefits and expenses****                  107,893      122,382       137,843       114,264
Pre-tax net income                          34,219       20,153        13,737        27,487
Income tax expense                          10,038        5,225         3,167        12,349
Net income                              $   24,181   $   14,928    $   10,570    $   15,138
                                        ==========   ==========    ==========    ==========

**** For the quarters ended March 31, 2000, June 30, 2000, September 30, 2000 and December 31, 2000, the Company had reported investment performance associated with its derivatives as net investment income. The above presentation reflects a reclassification of these amounts to benefits and expenses.

APPENDIX B - CONDENSED FINANCIAL INFORMATION ABOUT SEPARATE ACCOUNT B

Separate Account B consists of multiple Sub-accounts. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. All or some of these
Sub-accounts are available as investment options for other variable annuities we offer pursuant to different prospectuses.

Unit Prices And Numbers Of Units: The following table shows: (a) the Unit Price, as of the dates shown, for Units in each of the Sub-accounts of Separate Account
B that are being offered pursuant to this Prospectus; and (b) the number of
Units outstanding for each such Sub-account as of the dates shown. The year in which operations commenced in each such Sub-account is noted in parentheses. To the extent a Sub-account commenced operations during a particular calendar year, the Unit Price as of the end of the period reflects only the partial year results from the commencement of operations until December 31st of the applicable year. The portfolios in which a particular Sub-account invests may or may not have commenced operations prior to the date such Sub-account commenced operations. The initial offering price for each Sub-account was $10.00. Unit
Prices and Units are provided for Sub-accounts that commenced operations prior to January 1, 2003.

Beginning November 18, 2002, multiple Unit Prices will be calculated for each
Sub-account of Separate Account B to reflect the daily charge deducted for each combination of the applicable Insurance Charge, Distribution Charge (when applicable) and the charge for each optional benefit offered under this Annuity.
The Unit Prices below reflect the daily charges for each optional benefit offered between November 18, 2002 and December 31, 2002 only.

                                                                         Year Ended December 31,
---------------------------------------------------  ------------- ------------ ------------- ------------ ------------
Sub-account                                               2002         2001          2000         1999         1998
---------------------------------------------------  ------------- ------------ ------------- ------------ ------------
AST Strong International Equity /1/ (1989)
With No Optional Benefits
Unit Price                                                  $19.53        24.28         31.88        43.99        27.18
Number of Units                                         14,140,023   17,388,860    19,112,622   16,903,883   17,748,560
With One Optional Benefit
Unit Price                                                   $8.56            -             -            -            -
Number of Units                                          2,569,506            -             -            -            -
With Any Two Optional Benefits
Unit Value                                                   $9.95            -             -            -            -
Number of Units                                             90,759            -             -            -            -
With All Optional Benefits
Unit Price                                                   $9.95            -             -            -            -
Number of Units                                              6,047            -             -            -            -
---------------------------------------------------  ------------- ------------ ------------- ------------ ------------
AST William Blair International Growth /2/(1997)
With No Optional Benefits
Unit Price                                                   $9.92        13.54         17.96        24.16        13.41
Number of Units                                         29,062,215   40,507,419    57,327,711   61,117,418   43,711,763
With One Optional Benefit
Unit Price                                                   $9.72            -             -            -            -
Number of Units                                            835,523            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.72            -             -            -            -
Number of Units                                             78,368            -             -            -            -
With All Optional Benefits
Unit Price                                                   $9.71            -             -            -            -
Number of Units                                              5,178            -             -            -            -
---------------------------------------------------  ------------- ------------ ------------- ------------ ------------

                                                                         Year Ended December 31,
---------------------------------------------------  ------------ ------------ ------------ ----------- -----------
Sub-account                                           1997         1996         1995         1994        1993
---------------------------------------------------  ------------ ------------ ------------ ----------- -----------
AST Strong International Equity /1/ (1989)
With No Optional Benefits
Unit Price                                                  22.95        19.70        18.23       16.80       16.60
Number of Units                                        17,534,233   17,220,688   14,393,137  14,043,215   9,063,464
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Value                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------  ------------ ------------ ------------ ----------- -----------
AST William Blair International Growth /2/(1997)
With No Optional Benefits
Unit Price                                                  11.70            -            -           -           -
Number of Units                                        21,405,891            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------  ------------ ------------ ------------ ----------- -----------

                                                                               Year Ended December 31,
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Sub-account                                              2002         2001          2000         1999         1998
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST American Century International Growth /3/
(1997)
With No Optional Benefits
Unit Price                                                 $10.20        12.85         17.92        21.66        13.30
Number of Units                                        31,813,722   37,487,425    17,007,352    6,855,601    5,670,336
With One Optional Benefit
Unit Price                                                  $8.52            -             -            -            -
Number of Units                                         2,252,674            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                  $9.69            -             -            -            -
Number of Units                                           116,123            -             -            -            -
With All Optional Benefits
Unit Price                                                  $9.69            -             -            -            -
Number of Units                                             1,896            -             -            -            -
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST DeAM International Equity /4/ (1994)
With No Optional Benefits
Unit Price                                                  $8.81        10.77         16.12        23.45        12.54
Number of Units                                        10,185,535   13,627,264    16,245,805    8,818,599    9,207,623
With One Optional Benefit
Unit Price                                                  $8.19            -             -            -            -
Number of Units                                           269,995            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                  $9.79            -             -            -            -
Number of Units                                            22,770            -             -            -            -
With All Optional Benefits
Unit Price                                                      -            -             -            -            -
Number of Units                                                 -            -             -            -            -
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST MFS Global Equity (1999)
With No Optional Benefits
Unit Price                                                  $7.74         8.94         10.08        11.01            -
Number of Units                                         5,878,055    5,806,567     2,803,013      116,756            -
With One Optional Benefit
Unit Price                                                  $9.04            -             -            -            -
Number of Units                                           969,509            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                  $9.87            -             -            -            -
Number of Units                                            32,306            -             -            -            -
With All Optional Benefits
Unit Price                                                      -            -             -            -            -
Number of Units                                                 -            -             -            -            -
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------

                                                                               Year Ended December 31,
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------
Sub-account                                             1997         1996         1995         1994        1993
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST American Century International Growth /3/
(1997)
With No Optional Benefits
Unit Price                                                 11.35            -            -           -           -
Number of Units                                        2,857,188            -            -           -           -
With One Optional Benefit
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With All Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST DeAM International Equity /4/ (1994)
With No Optional Benefits
Unit Price                                                 11.46        11.39        10.23           -           -
Number of Units                                        9,988,104    9,922,698    2,601,283           -           -
With One Optional Benefit
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With All Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST MFS Global Equity (1999)
With No Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With One Optional Benefit
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With All Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------

                                                                             Year Ended December 31,
---------------------------------------------------  ------------- ------------ ------------- ------------ ------------
Sub-account                                               2002         2001          2000         1999         1998
---------------------------------------------------  ------------- ------------ ------------- ------------ ------------
AST PBHG Small-Cap Growth /5/ (1994)
With No Optional Benefits
Unit Price                                                  $12.83        19.84         21.51        42.08        17.64
Number of Units                                         17,093,250   23,048,821    25,535,093   32,134,969   15,003,001
With One Optional Benefit
Unit Price                                                   $6.92            -             -            -            -
Number of Units                                          1,970,250            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.48            -             -            -            -
Number of Units                                             47,261            -             -            -            -
With All Optional Benefits
Unit Price                                                   $9.47            -             -            -            -
Number of Units                                              6,595            -             -            -            -
---------------------------------------------------  ------------- ------------ ------------- ------------ ------------
AST DeAM Small-Cap Growth /6/ (1999)
With No Optional Benefits
Unit Price                                                   $6.13         8.46         11.98        15.37            -
Number of Units                                         44,042,514   60,703,791    63,621,279   53,349,003            -
With One Optional Benefit
Unit Price                                                   $7.67            -             -            -            -
Number of Units                                            639,695            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.71            -             -            -            -
Number of Units                                             12,122            -             -            -            -
With All Optional Benefits
Unit Price                                                   $9.71            -             -            -            -
Number of Units                                              1,728            -             -            -            -
---------------------------------------------------  ------------- ------------ ------------- ------------ ------------
AST Federated Aggressive Growth (2000)
With No Optional Benefits
Unit Price                                                   $4.96         7.10          9.08            -            -
Number of Units                                          5,188,521    6,499,066       196,575            -            -
With One Optional Benefit
Unit Price                                                   $7.64            -             -            -            -
Number of Units                                          1,255,415            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.86            -             -            -            -
Number of Units                                             63,097            -             -            -            -
With All Optional Benefits
Unit Price                                                   $9.86            -             -            -            -
Number of Units                                              4,107            -             -            -            -
---------------------------------------------------  ------------- ------------ ------------- ------------ ------------

                                                                            Year Ended December 31,
---------------------------------------------------  ------------ ------------ ------------ ----------- -----------
Sub-account                                              1997         1996         1995         1994        1993
---------------------------------------------------  ------------ ------------ ------------ ----------- -----------
AST PBHG Small-Cap Growth /5/ (1994)
With No Optional Benefits
Unit Price                                                  17.28        16.54        13.97       10.69           -
Number of Units                                        14,662,728   12,282,211    6,076,373   2,575,105           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------  ------------ ------------ ------------ ----------- -----------
AST DeAM Small-Cap Growth /6/ (1999)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------  ------------ ------------ ------------ ----------- -----------
AST Federated Aggressive Growth (2000)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------  ------------ ------------ ------------ ----------- -----------

                                                                            Year Ended December 31,
---------------------------------------------------  ------------- ------------ ------------- ------------ ------------
Sub-account                                              2002          2001         2000         1999         1998
---------------------------------------------------  ------------- ------------ ------------- ------------ ------------
AST Goldman Sachs Small-Cap Value /7/ (1998)
With No Optional Benefits
Unit Price                                                  $13.72        15.12         13.95        10.57         9.85
Number of Units                                         20,004,839   26,220,860    15,193,053    6,597,544    4,081,870
With One Optional Benefit
Unit Price                                                   $9.26            -             -            -            -
Number of Units                                          1,492,775            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                  $10.09            -             -            -            -
Number of Units                                                624            -             -            -            -
With All Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
---------------------------------------------------  ------------- ------------ ------------- ------------ ------------
AST Gabelli Small-Cap Value /8/ (1997)
With No Optional Benefits
Unit Price                                                  $12.58        14.08         13.35        11.11        11.20
Number of Units                                         32,549,396   35,483,530    23,298,524   21,340,168   24,700,211
With One Optional Benefit
Unit Price                                                   $9.30            -             -            -            -
Number of Units                                          6,141,523            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                  $10.08            -             -            -            -
Number of Units                                            209,790            -             -            -            -
With All Optional Benefits
Unit Price                                                  $10.08            -             -            -            -
Number of Units                                             17,411            -             -            -            -
---------------------------------------------------  ------------- ------------ ------------- ------------ ------------
AST DeAM Small-Cap Value /9/ (2002)
With No Optional Benefits
Unit Price                                                   $7.68            -             -            -            -
Number of Units                                            581,833            -             -            -            -
With One Optional Benefit
Unit Price                                                   $7.66            -             -            -            -
Number of Units                                            423,387            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                  $10.08            -             -            -            -
Number of Units                                             11,686            -             -            -            -
With All Optional Benefits
Unit Price                                                  $10.08            -             -            -            -
Number of Units                                              5,211            -             -            -            -
---------------------------------------------------  ------------- ------------ ------------- ------------ ------------

                                                                            Year Ended December 31,
---------------------------------------------------  ------------ ------------ ------------ ----------- -----------
Sub-account                                             1997         1996         1995         1994        1993
---------------------------------------------------  ------------ ------------ ------------ ----------- -----------
AST Goldman Sachs Small-Cap Value /7/ (1998)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------  ------------ ------------ ------------ ----------- -----------
AST Gabelli Small-Cap Value /8/ (1997)
With No Optional Benefits
Unit Price                                                  12.70            -            -           -           -
Number of Units                                        14,612,510            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------  ------------ ------------ ------------ ----------- -----------
AST DeAM Small-Cap Value /9/ (2002)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------  ------------ ------------ ------------ ----------- -----------

                                                                            Year Ended December 31,
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Sub-account                                              2002         2001          2000         1999         1998
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST Goldman Sachs Mid-Cap Growth /10/ (2000)
With No Optional Benefits
Unit Price                                                  $2.78         3.88          6.58            -            -
Number of Units                                        16,748,577   17,045,776     9,426,102            -            -
With One Optional Benefit
Unit Price                                                  $7.97            -             -            -            -
Number of Units                                         1,273,118            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                  $9.87            -             -            -            -
Number of Units                                            66,279            -             -            -            -
With All Optional Benefits
Unit Price                                                  $9.87            -             -            -            -
Number of Units                                             2,488            -             -            -            -
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST Neuberger Berman Mid-Cap Growth /11/ (1994)
With No Optional Benefits
Unit Price                                                 $12.86        18.95         25.90        28.58        19.15
Number of Units                                        19,674,777   25,717,164    26,517,850   13,460,525   13,389,289
With One Optional Benefit
Unit Price                                                  $7.41            -             -            -            -
Number of Units                                         2,175,250            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                  $9.51            -             -            -            -
Number of Units                                            44,760            -             -            -            -
With All Optional Benefits
Unit Price                                                  $9.51            -             -            -            -
Number of Units                                             1,311            -             -            -            -
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST Neuberger Berman Mid-Cap Value /12/ (1993)
With No Optional Benefits
Unit Price                                                 $17.78        20.16         21.09        16.78        16.10
Number of Units                                        37,524,187   47,298,313    44,558,699   37,864,586   16,410,121
With One Optional Benefit
Unit Price                                                  $8.96            -             -            -            -
Number of Units                                         5,118,558            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                  $9.98            -             -            -            -
Number of Units                                           163,415            -             -            -            -
With All Optional Benefits
Unit Price                                                  $9.97            -             -            -            -
Number of Units                                            10,745            -             -            -            -
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------

                                                                            Year Ended December 31,
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------
Sub-account                                             1997         1996         1995         1994        1993
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST Goldman Sachs Mid-Cap Growth /10/ (2000)
With No Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With One Optional Benefit
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With All Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST Neuberger Berman Mid-Cap Growth /11/ (1994)
With No Optional Benefits
Unit Price                                                 16.10        13.99        12.20        9.94           -
Number of Units                                       11,293,799    9,563,858    3,658,836     301,267           -
With One Optional Benefit
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With All Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST Neuberger Berman Mid-Cap Value /12/ (1993)
With No Optional Benefits
Unit Price                                                 16.72        13.41        12.20        9.81       10.69
Number of Units                                       11,745,440    9,062,152    8,642,186   7,177,232   5,390,887
With One Optional Benefit
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With All Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------

                                                                         Year Ended December 31,
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Sub-account                                              2002         2001          2000         1999         1998
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST Alger All-Cap Growth (2000)
With No Optional Benefits
Unit Price                                                  $3.51         5.54          6.74            -            -
Number of Units                                        85,441,507  125,442,916    28,229,631            -            -
With One Optional Benefit
Unit Price                                                  $6.80            -             -            -            -
Number of Units                                           658,419            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                  $9.36            -             -            -            -
Number of Units                                             6,409            -             -            -            -
With All Optional Benefits
Unit Price                                                  $9.36            -             -            -            -
Number of Units                                             3,466            -             -            -            -
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST Gabelli All-Cap Value (2000)
With No Optional Benefits
Unit Price                                                  $7.59         9.71         10.06            -            -
Number of Units                                        11,924,124   14,934,570     1,273,094            -            -
With One Optional Benefit
Unit Price                                                  $8.17            -             -            -            -
Number of Units                                         1,200,225            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                 $10.04            -             -            -            -
Number of Units                                            28,449            -             -            -            -
With All Optional Benefits
Unit Price                                                 $10.04            -             -            -            -
Number of Units                                                88            -             -            -            -
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST T. Rowe Price Natural Resources (1995)
With No Optional Benefits
Unit Price                                                 $18.36        19.71         19.86        15.88        12.57
Number of Units                                         5,891,582    6,565,088     6,520,983    6,201,327    5,697,453
With One Optional Benefit
Unit Price                                                  $9.59            -             -            -            -
Number of Units                                           724,670            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                 $10.44            -             -            -            -
Number of Units                                             7,378            -             -            -            -
With All Optional Benefits
Unit Price                                                 $10.44            -             -            -            -
Number of Units                                             5,472            -             -            -            -
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------

                                                                         Year Ended December 31,
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------
Sub-account                                             1997         1996         1995         1994        1993
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST Alger All-Cap Growth (2000)
With No Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With One Optional Benefit
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With All Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST Gabelli All-Cap Value (2000)
With No Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With One Optional Benefit
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With All Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST T. Rowe Price Natural Resources (1995)
With No Optional Benefits
Unit Price                                                 14.46        14.19        11.01           -           -
Number of Units                                        7,550,076    6,061,852      808,605           -           -
With One Optional Benefit
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With All Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------

                                                                           Year Ended December 31,
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Sub-account                                              2002         2001          2000         1999         1998
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST Alliance Growth /13/ (1996)
With No Optional Benefits
Unit Price                                                  $9.94        14.61         17.38        20.44        15.48
Number of Units                                        21,295,907   29,478,257    25,796,792   17,059,819   19,009,242
With One Optional Benefit
Unit Price                                                  $7.46            -             -            -            -
Number of Units                                         1,869,353            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                  $9.34            -             -            -            -
Number of Units                                            31,105            -             -            -            -
With All Optional Benefits
Unit Price                                                  $9.34            -             -            -            -
Number of Units                                             3,975            -             -            -            -
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST MFS Growth (1999)
With No Optional Benefits
Unit Price                                                  $5.68         8.02         10.38        11.27            -
Number of Units                                        85,193,279  117,716,242     7,515,486      409,467            -
With One Optional Benefit
Unit Price                                                  $7.58            -             -            -            -
Number of Units                                         2,930,432            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                  $9.47            -             -            -            -
Number of Units                                           134,574            -             -            -            -
With All Optional Benefits
Unit Price                                                  $9.46            -             -            -            -
Number of Units                                             2,437            -             -            -            -
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST Marsico Capital Growth (1997)
With No Optional Benefits
Unit Price                                                 $11.44        13.74         17.81        21.06        14.00
Number of Units                                        81,046,482   85,895,802    94,627,691   78,684,943   40,757,449
With One Optional Benefit
Unit Price                                                  $8.32            -             -            -            -
Number of Units                                        10,144,317            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                  $9.51            -             -            -            -
Number of Units                                           457,013            -             -            -            -
With All Optional Benefits
Unit Price                                                  $9.51            -             -            -            -
Number of Units                                            30,465            -             -            -            -
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------

                                                                           Year Ended December 31,
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------
Sub-account                                             1997         1996         1995         1994        1993
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST Alliance Growth /13/ (1996)
With No Optional Benefits
Unit Price                                                 12.33        10.89            -           -           -
Number of Units                                       18,736,994    4,324,161            -           -           -
With One Optional Benefit
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With All Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST MFS Growth (1999)
With No Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With One Optional Benefit
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With All Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST Marsico Capital Growth (1997)
With No Optional Benefits
Unit Price                                                 10.03            -            -           -           -
Number of Units                                          714,309            -            -           -           -
With One Optional Benefit
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With All Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------

                                                                           Year Ended December 31,
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Sub-account                                              2002         2001          2000         1999         1998
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST Goldman Sachs Concentrated Growth /14/ (1992)
With No Optional Benefits
Unit Price                                                 $19.17        27.71         41.14        60.44        39.54
Number of Units                                        56,016,467   84,116,221    99,250,773   94,850,623   80,631,598
With One Optional Benefit
Unit Price                                                  $7.67            -             -            -            -
Number of Units                                         1,349,939            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                  $9.46            -             -            -            -
Number of Units                                            41,632            -             -            -            -
With All Optional Benefits
Unit Price                                                      -            -             -            -            -
Number of Units                                                 -            -             -            -            -
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST DeAm Large-Cap Growth /9/ (2002)
With No Optional Benefits
Unit Price                                                  $7.67            -             -            -            -
Number of Units                                           986,566            -             -            -            -
With One Optional Benefit
Unit Price                                                  $7.65            -             -            -            -
Number of Units                                           207,816            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                  $9.64            -             -            -            -
Number of Units                                             9,837            -             -            -            -
With All Optional Benefits
Unit Price                                                  $9.64            -             -            -            -
Number of Units                                             3,697            -             -            -            -
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST DeAm Large-Cap Value /15/ (2000)
With No Optional Benefits
Unit Price                                                  $7.64         9.15          9.82            -            -
Number of Units                                         4,621,831    4,575,558       586,058            -            -
With One Optional Benefit
Unit Price                                                  $8.66            -             -            -            -
Number of Units                                           664,649            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                  $9.98            -             -            -            -
Number of Units                                            18,250            -             -            -            -
With All Optional Benefits
Unit Price                                                  $9.97            -             -            -            -
Number of Units                                             4,906            -             -            -            -
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------

                                                                           Year Ended December 31,
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------
Sub-account                                             1997         1996         1995         1994        1993
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST Goldman Sachs Concentrated Growth /14/ (1992)
With No Optional Benefits
Unit Price                                                 23.83        18.79        14.85       10.91       11.59
Number of Units                                       62,486,302   46,779,164   28,662,737  22,354,170  13,603,637
With One Optional Benefit
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With All Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST DeAm Large-Cap Growth /9/ (2002)
With No Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With One Optional Benefit
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With All Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST DeAm Large-Cap Value /15/ (2000)
With No Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With One Optional Benefit
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With All Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------

                                                                           Year Ended December 31,
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Sub-account                                              2002         2001          2000         1999         1998
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST Alliance/Bernstein Growth + Value (2001)
With No Optional Benefits
Unit Price                                                  $7.12         9.63             -            -            -
Number of Units                                         3,031,899    3,351,836             -            -            -
With One Optional Benefit
Unit Price                                                  $7.99            -             -            -            -
Number of Units                                           965,912            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                  $9.79            -             -            -            -
Number of Units                                            11,345            -             -            -            -
With All Optional Benefits
Unit Price                                                  $9.79            -             -            -            -
Number of Units                                               704            -             -            -            -
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST AST Sanford Bernstein Core Value (2001)
With No Optional Benefits
Unit Price                                                  $8.59        10.04             -            -            -
Number of Units                                        15,239,844    4,207,869             -            -            -
With One Optional Benefit
Unit Price                                                  $8.76            -             -            -            -
Number of Units                                         6,005,922            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                 $10.08            -             -            -            -
Number of Units                                           386,259            -             -            -            -
With All Optional Benefits
Unit Price                                                 $10.08            -             -            -            -
Number of Units                                            30,510            -             -            -            -
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST Cohen & Steers Realty (1998)
With No Optional Benefits
Unit Price                                                 $10.67        10.54         10.39         8.35         8.28
Number of Units                                        14,017,528   12,268,426    11,891,188    6,224,365    3,771,461
With One Optional Benefit
Unit Price                                                 $10.08            -             -            -            -
Number of Units                                         1,563,486            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                 $10.33            -             -            -            -
Number of Units                                            41,098            -             -            -            -
With All Optional Benefits
Unit Price                                                 $10.32            -             -            -            -
Number of Units                                             6,429            -             -            -            -
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------

                                                                           Year Ended December 31,
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------
Sub-account                                             1997         1996         1995         1994        1993
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST Alliance/Bernstein Growth + Value (2001)
With No Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With One Optional Benefit
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With All Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST AST Sanford Bernstein Core Value (2001)
With No Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With One Optional Benefit
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With All Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST Cohen & Steers Realty (1998)
With No Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With One Optional Benefit
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With All Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------

                                                                           Year Ended December 31,
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Sub-account                                              2002         2001          2000         1999         1998
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST Sanford Bernstein Managed Index 500 /16/ (1998)
With No Optional Benefits
Unit Price                                                  $9.41        12.03         13.55        15.08        12.61
Number of Units                                        39,938,791   48,018,721    48,835,089   39,825,951   22,421,754
With One Optional Benefit
Unit Price                                                  $8.17            -             -            -            -
Number of Units                                         3,662,406            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                  $9.81            -             -            -            -
Number of Units                                            79,915            -             -            -            -
With All Optional Benefits
Unit Price                                                  $9.81            -             -            -            -
Number of Units                                               383            -             -            -            -
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST American Century Income & Growth /17/ (1997)
With No Optional Benefits
Unit Price                                                 $10.16        12.86         14.24        16.19        13.35
Number of Units                                        22,410,834   27,386,278    32,388,202   21,361,995   13,845,190
With One Optional Benefit
Unit Price                                                  $8.25            -             -            -            -
Number of Units                                         1,751,136            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                  $9.89            -             -            -            -
Number of Units                                            36,829            -             -            -            -
With All Optional Benefits
Unit Price                                                  $9.89            -             -            -            -
Number of Units                                             8,874            -             -            -            -
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST Alliance Growth and Income /18/ (1992)
With No Optional Benefits
Unit Price                                                 $21.31        28.18         28.72        27.60        24.11
Number of Units                                        49,030,576   63,123,316    53,536,296   52,766,579   47,979,349
With One Optional Benefit
Unit Price                                                  $8.06            -             -            -            -
Number of Units                                         6,667,373            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                  $9.83            -             -            -            -
Number of Units                                           165,588            -             -            -            -
With All Optional Benefits
Unit Price                                                  $9.83            -             -            -            -
Number of Units                                             6,100            -             -            -            -
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------

                                                                           Year Ended December 31,
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------
Sub-account                                             1997         1996         1995         1994        1993
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST Sanford Bernstein Managed Index 500 /16/ (1998)
With No Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With One Optional Benefit
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With All Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST American Century Income & Growth /17/ (1997)
With No Optional Benefits
Unit Price                                                 12.06            -            -           -           -
Number of Units                                        9,523,815            -            -           -           -
With One Optional Benefit
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With All Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST Alliance Growth and Income /18/ (1992)
With No Optional Benefits
Unit Price                                                 21.74        17.79        15.22       11.98       11.88
Number of Units                                       42,197,002   28,937,085   18,411,759   7,479,449   4,058,228
With One Optional Benefit
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With All Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------

                                                                           Year Ended December 31,
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Sub-account                                              2002         2001          2000         1999         1998
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST MFS Growth with Income (1999)
With No Optional Benefits
Unit Price                                                  $6.68         8.64         10.36        10.49            -
Number of Units                                        11,173,177   11,896,688     6,937,627      741,323            -
With One Optional Benefit
Unit Price                                                  $8.09            -             -            -            -
Number of Units                                         1,053,007            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                  $9.71            -             -            -            -
Number of Units                                            17,242            -             -            -            -
With All Optional Benefits
Unit Price                                                  $9.71            -             -            -            -
Number of Units                                               538            -             -            -            -
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST INVESCO Capital Income /19/ (1994)
With No Optional Benefits
Unit Price                                                 $16.14        19.84         22.01        21.31        19.34
Number of Units                                        37,055,825   48,595,962    50,171,495   46,660,160   40,994,187
With One Optional Benefit
Unit Price                                                  $8.34            -             -            -            -
Number of Units                                         2,110,071            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                  $9.90            -             -            -            -
Number of Units                                            30,714            -             -            -            -
With All Optional Benefits
Unit Price                                                  $9.90            -             -            -            -
Number of Units                                             5,934            -             -            -            -
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST DeAM Global Allocation /20/ (1993)
With No Optional Benefits
Unit Price                                                 $14.50        17.39         19.98        21.19        17.78
Number of Units                                        18,212,529   26,641,422    30,290,413   23,102,272   22,634,344
With One Optional Benefit
Unit Price                                                  $8.71            -             -            -            -
Number of Units                                           847,517            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                  $9.94            -             -            -            -
Number of Units                                             3,088            -             -            -            -
With All Optional Benefits
Unit Price                                                  $9.93            -             -            -            -
Number of Units                                                94            -             -            -            -
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------

                                                                           Year Ended December 31,
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------
Sub-account                                             1997         1996         1995         1994        1993
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST MFS Growth with Income (1999)
With No Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With One Optional Benefit
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With All Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST INVESCO Capital Income /19/ (1994)
With No Optional Benefits
Unit Price                                                 17.31        14.23        12.33        9.61           -
Number of Units                                       33,420,274   23,592,226   13,883,712   6,633,333           -
With One Optional Benefit
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With All Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST DeAM Global Allocation /20/ (1993)
With No Optional Benefits
Unit Price                                                 15.98        13.70        12.49       10.34       10.47
Number of Units                                       22,109,373   20,691,852   20,163,848  13,986,604   8,743,758
With One Optional Benefit
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With All Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------

                                                                           Year Ended December 31,
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Sub-account                                              2002         2001          2000         1999         1998
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST American Century Strategic Balanced (1997)
With No Optional Benefits
Unit Price                                                 $12.01        13.50         14.23        14.90        13.37
Number of Units                                        12,683,097   14,369,895    14,498,180   13,944,535    6,714,065
With One Optional Benefit
Unit Price                                                  $9.14            -             -            -            -
Number of Units                                         1,126,058            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                  $9.97            -             -            -            -
Number of Units                                            15,835            -             -            -            -
With All Optional Benefits
Unit Price                                                  $9.97            -             -            -            -
Number of Units                                             2,760            -             -            -            -
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST T. Rowe Price Asset Allocation (1994)
With No Optional Benefits
Unit Price                                                 $16.13        18.15         19.33        19.70        18.12
Number of Units                                        15,466,227   17,579,107    19,704,198   22,002,028   18,469,315
With One Optional Benefit
Unit Price                                                  $9.09            -             -            -            -
Number of Units                                           921,329            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                  $9.96            -             -            -            -
Number of Units                                            21,928            -             -            -            -
With All Optional Benefits
Unit Price                                                  $9.96            -             -            -            -
Number of Units                                               150            -             -            -            -
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST T. Rowe Price Global Bond /21/ (1994)
With No Optional Benefits
Unit Price                                                 $12.04        10.62         10.49        10.69        11.82
Number of Units                                        14,576,376    9,668,062    11,219,503   12,533,037   12,007,692
With One Optional Benefit
Unit Price                                                 $11.34            -             -            -            -
Number of Units                                         1,739,313            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                 $10.31            -             -            -            -
Number of Units                                            36,822            -             -            -            -
With All Optional Benefits
Unit Price                                                 $10.31            -             -            -            -
Number of Units                                             3,700            -             -            -            -
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------

                                                                           Year Ended December 31,
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------
Sub-account                                           1997         1996         1995         1994        1993
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST American Century Strategic Balanced (1997)
With No Optional Benefits
Unit Price                                                 11.18            -            -           -           -
Number of Units                                        2,560,866            -            -           -           -
With One Optional Benefit
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With All Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST T. Rowe Price Asset Allocation (1994)
With No Optional Benefits
Unit Price                                                 15.53        13.30        11.92        9.80           -
Number of Units                                       13,524,781    8,863,840    4,868,956   2,320,063           -
With One Optional Benefit
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With All Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST T. Rowe Price Global Bond /21/ (1994)
With No Optional Benefits
Unit Price                                                 10.45        10.98        10.51        9.59           -
Number of Units                                       12,089,872    8,667,712    4,186,695   1,562,364           -
With One Optional Benefit
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With All Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------

                                                                           Year Ended December 31,
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Sub-account                                              2002         2001          2000         1999         1998
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST Federated High Yield (1994)
With No Optional Benefits
Unit Price                                                 $12.47        12.64         12.80        14.38        14.30
Number of Units                                        38,477,793   39,130,467    36,914,825   41,588,401   40,170,144
With One Optional Benefit
Unit Price                                                  $9.71            -             -            -            -
Number of Units                                         5,592,940            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                 $10.26            -             -            -            -
Number of Units                                            74,022            -             -            -            -
With All Optional Benefits
Unit Price                                                 $10.26            -             -            -            -
Number of Units                                             6,524            -             -            -            -
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST Lord Abbett Bond-Debenture (2000)
With No Optional Benefits
Unit Price                                                 $10.18        10.28         10.12            -            -
Number of Units                                        10,468,962    5,506,982       650,253            -            -
With One Optional Benefit
Unit Price                                                  $9.94            -             -            -            -
Number of Units                                         4,146,530            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                 $10.23            -             -            -            -
Number of Units                                           162,571            -             -            -            -
With All Optional Benefits
Unit Price                                                 $10.23            -             -            -            -
Number of Units                                             7,474            -             -            -            -
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST DeAM Bond /9/ (2002)
With No Optional Benefits
Unit Price                                                 $10.67            -             -            -            -
Number of Units                                         1,487,730            -             -            -            -
With One Optional Benefit
Unit Price                                                 $10.65            -             -            -            -
Number of Units                                           561,446            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                 $10.16            -             -            -            -
Number of Units                                            12,055            -             -            -            -
With All Optional Benefits
Unit Price                                                 $10.15            -             -            -            -
Number of Units                                               595            -             -            -            -
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------

                                                                           Year Ended December 31,
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------
Sub-account                                             1997         1996         1995         1994        1993
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST Federated High Yield (1994)
With No Optional Benefits
Unit Price                                                 14.13        12.62        11.27        9.56           -
Number of Units                                       29,663,242   15,460,522    6,915,158   2,106,791           -
With One Optional Benefit
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With All Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST Lord Abbett Bond-Debenture (2000)
With No Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With One Optional Benefit
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With All Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST DeAM Bond /9/ (2002)
With No Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With One Optional Benefit
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With All Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------

                                                                           Year Ended December 31,
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Sub-account                                              2002         2001          2000         1999         1998
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST PIMCO Total Return Bond (1994)
With No Optional Benefits
Unit Price                                                 $16.65        15.46         14.40        13.09        13.43
Number of Units                                       113,007,310   99,028,465    82,545,240   73,530,507   64,224,618
With One Optional Benefit
Unit Price                                                 $10.57            -             -            -            -
Number of Units                                        20,544,075            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                 $10.17            -             -            -            -
Number of Units                                           604,147            -             -            -            -
With All Optional Benefits
Unit Price                                                 $10.17            -             -            -            -
Number of Units                                            36,236            -             -            -            -
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST PIMCO Limited Maturity Bond (1995)
With No Optional Benefits
Unit Price                                                 $14.26        13.61         12.79        11.96        11.73
Number of Units                                        61,707,894   42,410,807    31,046,956   32,560,943   28,863,932
With One Optional Benefit
Unit Price                                                 $10.34            -             -            -            -
Number of Units                                        11,274,642            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                 $10.08            -             -            -            -
Number of Units                                           215,314            -             -            -            -
With All Optional Benefits
Unit Price                                                 $10.08            -             -            -            -
Number of Units                                            80,547            -             -            -            -
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST Money Market (1992)
With No Optional Benefits
Unit Price                                                 $13.23        13.24         12.94        12.38        12.00
Number of Units                                       163,759,511  184,612,059   172,493,206  187,609,708   75,855,442
With One Optional Benefit
Unit Price                                                  $9.96            -             -            -            -
Number of Units                                        36,255,772            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                  $9.99            -             -            -            -
Number of Units                                           999,737            -             -            -            -
With All Optional Benefits
Unit Price                                                  $9.99            -             -            -            -
Number of Units                                            70,899            -             -            -            -
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------

                                                                           Year Ended December 31,
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------
Sub-account                                             1997         1996         1995         1994        1993
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST PIMCO Total Return Bond (1994)
With No Optional Benefits
Unit Price                                                 12.44        11.48        11.26        9.61           -
Number of Units                                       44,098,036   29,921,643   19,061,840   4,577,708           -
With One Optional Benefit
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With All Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST PIMCO Limited Maturity Bond (1995)
With No Optional Benefits
Unit Price                                                 11.26        10.62        10.37           -           -
Number of Units                                       25,008,310   18,894,375   15,058,644           -           -
With One Optional Benefit
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With All Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST Money Market (1992)
With No Optional Benefits
Unit Price                                                 11.57        11.16        10.77       10.35       10.12
Number of Units                                       66,869,998   42,435,169   30,564,442  27,491,389  11,422,783
With One Optional Benefit
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With All Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------

                                                                           Year Ended December 31,
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Sub-account                                              2002         2001          2000         1999         1998
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------
The Montgomery Variable Series - MV Emerging
Markets (1996)
With No Optional Benefits
Unit Price                                                  $5.79         6.50          7.09        10.06         6.19
Number of Units                                        10,957,884   14,095,135    12,899,472   12,060,036   10,534,383
With One Optional Benefit
Unit Price                                                  $8.66            -             -            -            -
Number of Units                                           283,466            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                  $9.93            -             -            -            -
Number of Units                                            21,816            -             -            -            -
With All Optional Benefits
Unit Price                                                  $9.93            -             -            -            -
Number of Units                                               442            -             -            -            -
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Wells Fargo Variable Trust - Equity Income (1999)
With No Optional Benefits
Unit Price                                                  $7.46         9.37         10.05         9.96            -
Number of Units                                         1,361,988    1,019,937       502,986      136,006            -
With One Optional Benefit
Unit Price                                                  $8.25            -             -            -            -
Number of Units                                           196,720            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                  $9.90            -             -            -            -
Number of Units                                            10,707            -             -            -            -
With All Optional Benefits
Unit Price                                                  $9.90            -             -            -            -
Number of Units                                                91            -             -            -            -
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Rydex Variable Trust - Nova (1999)
With No Optional Benefits
Unit Price                                                  $4.06         6.41          8.50        10.82            -
Number of Units                                         2,629,551    3,990,618    14,799,352    5,474,129            -
With One Optional Benefit
Unit Price                                                      -            -             -            -            -
Number of Units                                                 -            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                      -            -             -            -            -
Number of Units                                                 -            -             -            -            -
With All Optional Benefits
Unit Price                                                      -            -             -            -            -
Number of Units                                                 -            -             -            -            -
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------

                                                                           Year Ended December 31,
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------
Sub-account                                             1997         1996         1995         1994        1993
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------
The Montgomery Variable Series - MV Emerging
Markets (1996)
With No Optional Benefits
Unit Price                                                 10.05        10.25            -           -           -
Number of Units                                       10,371,104    2,360,940            -           -           -
With One Optional Benefit
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With All Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------
Wells Fargo Variable Trust - Equity Income (1999)
With No Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With One Optional Benefit
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With All Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------
Rydex Variable Trust - Nova (1999)
With No Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With One Optional Benefit
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With All Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------

                                                                           Year Ended December 31,
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Sub-account                                              2002         2001          2000         1999         1998
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Rydex Variable Trust - Ursa (1999)
With No Optional Benefits
Unit Price                                                 $14.45        12.05         10.62         9.28            -
Number of Units                                           234,642      351,487     2,269,599    1,803,669            -
With One Optional Benefit
Unit Price                                                      -            -             -            -            -
Number of Units                                                 -            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                      -            -             -            -            -
Number of Units                                                 -            -             -            -            -
With All Optional Benefits
Unit Price                                                      -            -             -            -            -
Number of Units                                                 -            -             -            -            -
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Rydex Variable Trust - OTC (1999)
With No Optional Benefits
Unit Price                                                  $4.01         6.65         10.40        17.07            -
Number of Units                                        10,686,757   15,866,046    32,179,793   18,520,440            -
With One Optional Benefit
Unit Price                                                  $9.36            -             -            -            -
Number of Units                                               186            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                      -            -             -            -            -
Number of Units                                                 -            -             -            -            -
With All Optional Benefits
Unit Price                                                      -            -             -            -            -
Number of Units                                                 -            -             -            -            -
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------
INVESCO VIF - Dynamics (1999)
With No Optional Benefits
Unit Price                                                  $6.03         8.98         13.23        13.91            -
Number of Units                                         9,117,894   13,391,660    11,409,827    2,022,585            -
With One Optional Benefit
Unit Price                                                  $7.09            -             -            -            -
Number of Units                                           543,762            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                  $9.70            -             -            -            -
Number of Units                                            32,635            -             -            -            -
With All Optional Benefits
Unit Price                                                  $9.70            -             -            -            -
Number of Units                                               576            -             -            -            -
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------

                                                                           Year Ended December 31,
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------
Sub-account                                             1997         1996         1995         1994        1993
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------
Rydex Variable Trust - Ursa (1999)
With No Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With One Optional Benefit
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With All Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------
Rydex Variable Trust - OTC (1999)
With No Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With One Optional Benefit
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With All Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------
INVESCO VIF - Dynamics (1999)
With No Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With One Optional Benefit
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With All Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------

                                                                           Year Ended December 31,
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Sub-account                                              2002         2001          2000         1999         1998
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------
INVESCO VIF - Technology (1999)
With No Optional Benefits
Unit Price                                                  $3.49         6.66         12.48        16.52            -
Number of Units                                        18,830,138   26,652,622    29,491,113    4,622,242            -
With One Optional Benefit
Unit Price                                                  $5.50            -             -            -            -
Number of Units                                           293,307            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                      -            -             -            -            -
Number of Units                                                 -            -             -            -            -
With All Optional Benefits
Unit Price                                                      -            -             -            -            -
Number of Units                                                 -            -             -            -            -
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------
INVESCO VIF - Health Sciences (1999)
With No Optional Benefits
Unit Price                                                  $9.37        12.58         14.59        11.34            -
Number of Units                                        11,475,199   17,419,141    19,381,405      786,518            -
With One Optional Benefit
Unit Price                                                  $8.00            -             -            -            -
Number of Units                                           475,873            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                  $9.51            -             -            -            -
Number of Units                                             5,444            -             -            -            -
With All Optional Benefits
Unit Price                                                  $9.51            -             -            -            -
Number of Units                                               140            -             -            -            -
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------
INVESCO VIF - Financial Services (1999)
With No Optional Benefits
Unit Price                                                 $10.47        12.48         14.04        11.41            -
Number of Units                                         7,556,596   11,612,048    14,091,636      759,104            -
With One Optional Benefit
Unit Price                                                  $8.76            -             -            -            -
Number of Units                                           366,258            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                  $9.92            -             -            -            -
Number of Units                                             1,897            -             -            -            -
With All Optional Benefits
Unit Price                                                  $9.92            -             -            -            -
Number of Units                                               141            -             -            -            -
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------

                                                                           Year Ended December 31,
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------
Sub-account                                             1997         1996         1995         1994        1993
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------
INVESCO VIF - Technology (1999)
With No Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With One Optional Benefit
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With All Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------
INVESCO VIF - Health Sciences (1999)
With No Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With One Optional Benefit
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With All Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------
INVESCO VIF - Financial Services (1999)
With No Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With One Optional Benefit
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With All Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------

                                                                           Year Ended December 31,
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Sub-account                                              2002         2001          2000         1999         1998
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------
INVESCO VIF - Telecommunications (1999)
With No Optional Benefits
Unit Price                                                  $2.43         5.01         11.05        15.17            -
Number of Units                                         9,354,303   13,553,158    17,856,118    4,184,526            -
With One Optional Benefit
Unit Price                                                  $5.78            -             -            -            -
Number of Units                                            94,004            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                  $9.43            -             -            -            -
Number of Units                                               770            -             -            -            -
With All Optional Benefits
Unit Price                                                  $9.42            -             -            -            -
Number of Units                                               454            -             -            -            -
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Evergreen VA - Global Leaders (1999)
With No Optional Benefits
Unit Price                                                  $7.08         9.00         10.55        11.72            -
Number of Units                                         1,442,329    1,520,376       887,758       23,101            -
With One Optional Benefit
Unit Price                                                  $8.15            -             -            -            -
Number of Units                                           113,389            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                  $9.67            -             -            -            -
Number of Units                                             3,669            -             -            -            -
With All Optional Benefits
Unit Price                                                      -            -             -            -            -
Number of Units                                                 -            -             -            -            -
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Evergreen VA - Special Equity (1999)
With No Optional Benefits
Unit Price                                                  $7.16         9.98         11.01        12.19            -
Number of Units                                         2,205,267    2,540,062     1,731,145      152,342            -
With One Optional Benefit
Unit Price                                                  $7.44            -             -            -            -
Number of Units                                           127,728            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                  $9.85            -             -            -            -
Number of Units                                            12,520            -             -            -            -
With All Optional Benefits
Unit Price                                                  $9.85            -             -            -            -
Number of Units                                               533            -             -            -            -
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Evergreen VA - Omega (2000)
With No Optional Benefits
Unit Price                                                  $4.93         6.71          7.98            -            -
Number of Units                                         2,594,817    2,585,848     1,637,475            -            -
With One Optional Benefit
Unit Price                                                  $7.78            -             -            -            -
Number of Units                                            39,943            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                      -            -             -            -            -
Number of Units                                                 -            -             -            -            -
With All Optional Benefits
Unit Price                                                      -            -             -            -            -
Number of Units                                                 -            -             -            -            -
--------------------------------------------------- ------------- ------------ ------------- ------------ ------------

                                                                           Year Ended December 31,
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------
Sub-account                                             1997         1996         1995         1994        1993
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------
INVESCO VIF - Telecommunications (1999)
With No Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With One Optional Benefit
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With All Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------
Evergreen VA - Global Leaders (1999)
With No Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With One Optional Benefit
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With All Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------
Evergreen VA - Special Equity (1999)
With No Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With One Optional Benefit
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With All Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------
Evergreen VA - Omega (2000)
With No Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With One Optional Benefit
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With All Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
--------------------------------------------------- ------------ ------------ ------------ ----------- -----------

                                                                           Year Ended December 31,
-------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Sub-account                                            2002         2001          2000         1999         1998
-------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - Europe /30/ (1999)
With No Optional Benefits
Unit Price                                                 $5.76         7.87         10.52        12.24            -
Number of Units                                        2,550,567    5,711,763     2,327,562      273,963            -
With One Optional Benefit
Unit Price                                                 $7.93            -             -            -            -
Number of Units                                          292,396            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                 $9.70            -             -            -            -
Number of Units                                            2,625            -             -            -            -
With All Optional Benefits
Unit Price                                                     -            -             -            -            -
Number of Units                                                -            -             -            -            -
-------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - Asia 30 /9/ (2002)
With No Optional Benefits
Unit Price                                                 $7.76            -             -            -            -
Number of Units                                        2,060,741            -             -            -            -
With One Optional Benefit
Unit Price                                                 $7.75            -             -            -            -
Number of Units                                          281,993            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                 $9.86            -             -            -            -
Number of Units                                            6,995            -             -            -            -
With All Optional Benefits
Unit Price                                                     -            -             -            -            -
Number of Units                                                -            -             -            -            -
-------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - Japan /9/ (2002)
With No Optional Benefits
Unit Price                                                 $7.25            -             -            -            -
Number of Units                                          338,472            -             -            -            -
With One Optional Benefit
Unit Price                                                 $7.24            -             -            -            -
Number of Units                                           65,845            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                $10.21            -             -            -            -
Number of Units                                              351            -             -            -            -
With All Optional Benefits
Unit Price                                                     -            -             -            -            -
Number of Units                                                -            -             -            -            -
-------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - Banks /9/ (2002)
With No Optional Benefits
Unit Price                                                 $8.58            -             -            -            -
Number of Units                                          555,999            -             -            -            -
With One Optional Benefit
Unit Price                                                 $8.56            -             -            -            -
Number of Units                                          101,136            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                $10.13            -             -            -            -
Number of Units                                            3,422            -             -            -            -
With All Optional Benefits
Unit Price                                                     -            -             -            -            -
Number of Units                                                -            -             -            -            -
-------------------------------------------------- ------------- ------------ ------------- ------------ ------------

                                                                           Year Ended December 31,
------------------------------------------------ ------------ ------------ ------------ ----------- -----------
Sub-account                                         1997         1996         1995         1994        1993
------------------------------------------------ ------------ ------------ ------------ ----------- -----------
ProFund VP - Europe 30 (1999)
With No Optional Benefits
Unit Price                                                  -            -            -           -           -
Number of Units                                             -            -            -           -           -
With One Optional Benefit
Unit Price                                                  -            -            -           -           -
Number of Units                                             -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                  -            -            -           -           -
Number of Units                                             -            -            -           -           -
With All Optional Benefits
Unit Price                                                  -            -            -           -           -
Number of Units                                             -            -            -           -           -
------------------------------------------------ ------------ ------------ ------------ ----------- -----------
ProFund VP - Asia 30 /9/ (2002)
With No Optional Benefits
Unit Price                                                  -            -            -           -           -
Number of Units                                             -            -            -           -           -
With One Optional Benefit
Unit Price                                                  -            -            -           -           -
Number of Units                                             -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                  -            -            -           -           -
Number of Units                                             -            -            -           -           -
With All Optional Benefits
Unit Price                                                  -            -            -           -           -
Number of Units                                             -            -            -           -           -
------------------------------------------------ ------------ ------------ ------------ ----------- -----------
ProFund VP - Japan /9/ (2002)
With No Optional Benefits
Unit Price                                                  -            -            -           -           -
Number of Units                                             -            -            -           -           -
With One Optional Benefit
Unit Price                                                  -            -            -           -           -
Number of Units                                             -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                  -            -            -           -           -
Number of Units                                             -            -            -           -           -
With All Optional Benefits
Unit Price                                                  -            -            -           -           -
Number of Units                                             -            -            -           -           -
------------------------------------------------ ------------ ------------ ------------ ----------- -----------
ProFund VP - Banks /9/ (2002)
With No Optional Benefits
Unit Price                                                  -            -            -           -           -
Number of Units                                             -            -            -           -           -
With One Optional Benefit
Unit Price                                                  -            -            -           -           -
Number of Units                                             -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                  -            -            -           -           -
Number of Units                                             -            -            -           -           -
With All Optional Benefits
Unit Price                                                  -            -            -           -           -
Number of Units                                             -            -            -           -           -
------------------------------------------------ ------------ ------------ ------------ ----------- -----------

                                                                           Year Ended December 31,
-------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Sub-account                                            2002         2001          2000         1999         1998
-------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - Basic Materials /9/ (2002)
With No Optional Benefits
Unit Price                                                 $8.47            -             -            -            -
Number of Units                                          361,568            -             -            -            -
With One Optional Benefit
Unit Price                                                 $8.46            -             -            -            -
Number of Units                                           76,331            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                $10.34            -             -            -            -
Number of Units                                               12            -             -            -            -
With All Optional Benefits
Unit Price                                                     -            -             -            -            -
Number of Units                                                -            -             -            -            -
-------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - Biotechnology (2001)
With No Optional Benefits
Unit Price                                                 $5.16         8.37             -            -            -
Number of Units                                        2,412,670    5,093,235             -            -            -
With One Optional Benefit
Unit Price                                                 $7.09            -             -            -            -
Number of Units                                          130,082            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                     -            -             -            -            -
Number of Units                                                -            -             -            -            -
With All Optional Benefits
Unit Price                                                     -            -             -            -            -
Number of Units                                                -            -             -            -            -
-------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - Consumer Cyclical /9/ (2002)
With No Optional Benefits
Unit Price                                                 $7.26            -             -            -            -
Number of Units                                          319,201            -             -            -            -
With One Optional Benefit
Unit Price                                                 $7.25            -             -            -            -
Number of Units                                          128,022            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                 $9.37            -             -            -            -
Number of Units                                            2,426            -             -            -            -
With All Optional Benefits
Unit Price                                                     -            -             -            -            -
Number of Units                                                -            -             -            -            -
-------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - Consumer Non-Cyclical /9/ (2002)
With No Optional Benefits
Unit Price                                                 $8.29            -             -            -            -
Number of Units                                          406,966            -             -            -            -
With One Optional Benefit
Unit Price                                                 $8.28            -             -            -            -
Number of Units                                          148,446            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                 $9.90            -             -            -            -
Number of Units                                            2,303            -             -            -            -
With All Optional Benefits
Unit Price                                                     -            -             -            -            -
Number of Units                                                -            -             -            -            -
-------------------------------------------------- ------------- ------------ ------------- ------------ ------------

                                                                           Year Ended December 31,
------------------------------------------------ ------------ ------------ ------------ ----------- -----------
Sub-account                                         1997         1996         1995         1994        1993
------------------------------------------------ ------------ ------------ ------------ ----------- -----------
ProFund VP - Basic Materials /9/ (2002)
With No Optional Benefits
Unit Price                                                  -            -            -           -           -
Number of Units                                             -            -            -           -           -
With One Optional Benefit
Unit Price                                                  -            -            -           -           -
Number of Units                                             -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                  -            -            -           -           -
Number of Units                                             -            -            -           -           -
With All Optional Benefits
Unit Price                                                  -            -            -           -           -
Number of Units                                             -            -            -           -           -
------------------------------------------------ ------------ ------------ ------------ ----------- -----------
ProFund VP - Biotechnology (2001)
With No Optional Benefits
Unit Price                                                  -            -            -           -           -
Number of Units                                             -            -            -           -           -
With One Optional Benefit
Unit Price                                                  -            -            -           -           -
Number of Units                                             -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                  -            -            -           -           -
Number of Units                                             -            -            -           -           -
With All Optional Benefits
Unit Price                                                  -            -            -           -           -
Number of Units                                             -            -            -           -           -
------------------------------------------------ ------------ ------------ ------------ ----------- -----------
ProFund VP - Consumer Cyclical /9/ (2002)
With No Optional Benefits
Unit Price                                                  -            -            -           -           -
Number of Units                                             -            -            -           -           -
With One Optional Benefit
Unit Price                                                  -            -            -           -           -
Number of Units                                             -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                  -            -            -           -           -
Number of Units                                             -            -            -           -           -
With All Optional Benefits
Unit Price                                                  -            -            -           -           -
Number of Units                                             -            -            -           -           -
------------------------------------------------ ------------ ------------ ------------ ----------- -----------
ProFund VP - Consumer Non-Cyclical /9/ (2002)
With No Optional Benefits
Unit Price                                                  -            -            -           -           -
Number of Units                                             -            -            -           -           -
With One Optional Benefit
Unit Price                                                  -            -            -           -           -
Number of Units                                             -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                  -            -            -           -           -
Number of Units                                             -            -            -           -           -
With All Optional Benefits
Unit Price                                                  -            -            -           -           -
Number of Units                                             -            -            -           -           -
------------------------------------------------ ------------ ------------ ------------ ----------- -----------

                                                                           Year Ended December 31,
-------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Sub-account                                            2002         2001          2000         1999         1998
-------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - Energy (2001)
With No Optional Benefits
Unit Price                                                 $7.51         9.19             -            -            -
Number of Units                                        1,985,954    2,299,149             -            -            -
With One Optional Benefit
Unit Price                                                 $8.71            -             -            -            -
Number of Units                                          299,833            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                $10.12            -             -            -            -
Number of Units                                            1,660            -             -            -            -
With All Optional Benefits
Unit Price                                                     -            -             -            -            -
Number of Units                                                -            -             -            -            -
-------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - Financial (2001)
With No Optional Benefits
Unit Price                                                 $7.74         9.22             -            -            -
Number of Units                                        1,086,464    2,154,106             -            -            -
With One Optional Benefit
Unit Price                                                 $8.85            -             -            -            -
Number of Units                                          221,377            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                 $9.84            -             -            -            -
Number of Units                                            2,066            -             -            -            -
With All Optional Benefits
Unit Price                                                     -            -             -            -            -
Number of Units                                                -            -             -            -            -
-------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - Healthcare (2001)
With No Optional Benefits
Unit Price                                                 $7.13         9.35             -            -            -
Number of Units                                        1,313,814    3,489,097             -            -            -
With One Optional Benefit
Unit Price                                                 $7.94            -             -            -            -
Number of Units                                          388,508            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                 $9.59            -             -            -            -
Number of Units                                            6,831            -             -            -            -
With All Optional Benefits
Unit Price                                                     -            -             -            -            -
Number of Units                                                -            -             -            -            -
-------------------------------------------------- ------------- ------------ ------------- ------------ ------------

                                                                           Year Ended December 31,
----------------------------------------------- ------------ ------------ ------------ ----------- -----------
Sub-account                                        1997         1996         1995         1994        1993
----------------------------------------------- ------------ ------------ ------------ ----------- -----------
ProFund VP - Energy (2001)
With No Optional Benefits
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
With One Optional Benefit
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
With All Optional Benefits
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
----------------------------------------------- ------------ ------------ ------------ ----------- -----------
ProFund VP - Financial (2001)
With No Optional Benefits
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
With One Optional Benefit
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
With All Optional Benefits
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
----------------------------------------------- ------------ ------------ ------------ ----------- -----------
ProFund VP - Healthcare (2001)
With No Optional Benefits
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
With One Optional Benefit
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
With All Optional Benefits
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
----------------------------------------------- ------------ ------------ ------------ ----------- -----------

                                                                           Year Ended December 31,
-------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Sub-account                                            2002         2001          2000         1999         1998
-------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - Industrial /9/ (2002)
With No Optional Benefits
Unit Price                                                 $7.94            -             -            -            -
Number of Units                                          126,611            -             -            -            -
With One Optional Benefit
Unit Price                                                 $7.93            -             -            -            -
Number of Units                                           12,642            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                     -            -             -            -            -
Number of Units                                                -            -             -            -            -
With All Optional Benefits
Unit Price                                                     -            -             -            -            -
Number of Units                                                -            -             -            -            -
-------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - Internet /9/ (2002)
With No Optional Benefits
Unit Price                                                 $8.58            -             -            -            -
Number of Units                                        2,982,656            -             -            -            -
With One Optional Benefit
Unit Price                                                 $8.57            -             -            -            -
Number of Units                                          306,572            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                     -            -             -            -            -
Number of Units                                                -            -             -            -            -
With All Optional Benefits
Unit Price                                                     -            -             -            -            -
Number of Units                                                -            -             -            -            -
-------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - Pharmaceuticals /9/ (2002)
With No Optional Benefits
Unit Price                                                 $8.57            -             -            -            -
Number of Units                                          241,916            -             -            -            -
With One Optional Benefit
Unit Price                                                 $8.56            -             -            -            -
Number of Units                                          136,599            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                 $9.63            -             -            -            -
Number of Units                                            2,545            -             -            -            -
With All Optional Benefits
Unit Price                                                     -            -             -            -            -
Number of Units                                                -            -             -            -            -
-------------------------------------------------- ------------- ------------ ------------- ------------ ------------

                                                                           Year Ended December 31,
---------------------------------------------- ------------ ------------ ------------ ----------- -----------
Sub-account                                       1997         1996         1995         1994        1993
---------------------------------------------- ------------ ------------ ------------ ----------- -----------
ProFund VP - Industrial /9/ (2002)
With No Optional Benefits
Unit Price                                                -            -            -           -           -
Number of Units                                           -            -            -           -           -
With One Optional Benefit
Unit Price                                                -            -            -           -           -
Number of Units                                           -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                -            -            -           -           -
Number of Units                                           -            -            -           -           -
With All Optional Benefits
Unit Price                                                -            -            -           -           -
Number of Units                                           -            -            -           -           -
---------------------------------------------- ------------ ------------ ------------ ----------- -----------
ProFund VP - Internet /9/ (2002)
With No Optional Benefits
Unit Price                                                -            -            -           -           -
Number of Units                                           -            -            -           -           -
With One Optional Benefit
Unit Price                                                -            -            -           -           -
Number of Units                                           -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                -            -            -           -           -
Number of Units                                           -            -            -           -           -
With All Optional Benefits
Unit Price                                                -            -            -           -           -
Number of Units                                           -            -            -           -           -
---------------------------------------------- ------------ ------------ ------------ ----------- -----------
ProFund VP - Pharmaceuticals /9/ (2002)
With No Optional Benefits
Unit Price                                                -            -            -           -           -
Number of Units                                           -            -            -           -           -
With One Optional Benefit
Unit Price                                                -            -            -           -           -
Number of Units                                           -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                -            -            -           -           -
Number of Units                                           -            -            -           -           -
With All Optional Benefits
Unit Price                                                -            -            -           -           -
Number of Units                                           -            -            -           -           -
---------------------------------------------- ------------ ------------ ------------ ----------- -----------

                                                                           Year Ended December 31,
-------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Sub-account                                            2002         2001          2000         1999         1998
-------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - Precious Metals /9/ (2002)
With No Optional Benefits
Unit Price                                                 $9.72            -             -            -            -
Number of Units                                        3,992,389            -             -            -            -
With One Optional Benefit
Unit Price                                                 $9.70            -             -            -            -
Number of Units                                        1,175,651            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                $11.30            -             -            -            -
Number of Units                                           19,964            -             -            -            -
With All Optional Benefits
Unit Price                                                     -            -             -            -            -
Number of Units                                                -            -             -            -            -
-------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - Real Estate (2001)
With No Optional Benefits
Unit Price                                                $10.61        10.76             -            -            -
Number of Units                                        1,489,153    3,592,834             -            -            -
With One Optional Benefit
Unit Price                                                 $9.86            -             -            -            -
Number of Units                                          441,318            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                $10.20            -             -            -            -
Number of Units                                           12,789            -             -            -            -
With All Optional Benefits
Unit Price                                                     -            -             -            -            -
Number of Units                                                -            -             -            -            -
-------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP -Semiconductor /9/ (2002)
With No Optional Benefits
Unit Price                                                 $5.14            -             -            -            -
Number of Units                                          608,142            -             -            -            -
With One Optional Benefit
Unit Price                                                 $5.14            -             -            -            -
Number of Units                                           93,241            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                     -            -             -            -            -
Number of Units                                                -            -             -            -            -
With All Optional Benefits
Unit Price                                                     -            -             -            -            -
Number of Units                                                -            -             -            -            -
-------------------------------------------------- ------------- ------------ ------------- ------------ ------------

                                                                           Year Ended December 31,
-------------------------------------------- ------------ ------------ ------------ ----------- -----------
Sub-account                                     1997         1996         1995         1994        1993
-------------------------------------------- ------------ ------------ ------------ ----------- -----------
ProFund VP - Precious Metals /9/ (2002)
With No Optional Benefits
Unit Price                                              -            -            -           -           -
Number of Units                                         -            -            -           -           -
With One Optional Benefit
Unit Price                                              -            -            -           -           -
Number of Units                                         -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                              -            -            -           -           -
Number of Units                                         -            -            -           -           -
With All Optional Benefits
Unit Price                                              -            -            -           -           -
Number of Units                                         -            -            -           -           -
-------------------------------------------- ------------ ------------ ------------ ----------- -----------
ProFund VP - Real Estate (2001)
With No Optional Benefits
Unit Price                                              -            -            -           -           -
Number of Units                                         -            -            -           -           -
With One Optional Benefit
Unit Price                                              -            -            -           -           -
Number of Units                                         -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                              -            -            -           -           -
Number of Units                                         -            -            -           -           -
With All Optional Benefits
Unit Price                                              -            -            -           -           -
Number of Units                                         -            -            -           -           -
-------------------------------------------- ------------ ------------ ------------ ----------- -----------
ProFund VP -Semiconductor /9/ (2002)
With No Optional Benefits
Unit Price                                              -            -            -           -           -
Number of Units                                         -            -            -           -           -
With One Optional Benefit
Unit Price                                              -            -            -           -           -
Number of Units                                         -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                              -            -            -           -           -
Number of Units                                         -            -            -           -           -
With All Optional Benefits
Unit Price                                              -            -            -           -           -
Number of Units                                         -            -            -           -           -
-------------------------------------------- ------------ ------------ ------------ ----------- -----------

                                                                           Year Ended December 31,
-------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Sub-account                                            2002         2001          2000         1999         1998
-------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - Technology (2001)
With No Optional Benefits
Unit Price                                                 $3.46         5.91             -            -            -
Number of Units                                        3,290,202    2,524,295             -            -            -
With One Optional Benefit
Unit Price                                                 $6.03            -             -            -            -
Number of Units                                          254,131            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                     -            -             -            -            -
Number of Units                                                -            -             -            -            -
With All Optional Benefits
Unit Price                                                     -            -             -            -            -
Number of Units                                                -            -             -            -            -
-------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - Telecommunications (2001)
With No Optional Benefits
Unit Price                                                 $4.35         7.10             -            -            -
Number of Units                                        3,082,428      583,065             -            -            -
With One Optional Benefit
Unit Price                                                 $7.15            -             -            -            -
Number of Units                                          272,408            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                $10.03            -             -            -            -
Number of Units                                            3,642            -             -            -            -
With All Optional Benefits
Unit Price                                                     -            -             -            -            -
Number of Units                                                -            -             -            -            -
-------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - Utilities (2001)
With No Optional Benefits
Unit Price                                                 $6.09         8.12             -            -            -
Number of Units                                        3,391,766    1,589,344             -            -            -
With One Optional Benefit
Unit Price                                                 $7.83            -             -            -            -
Number of Units                                          521,419            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                $10.61            -             -            -            -
Number of Units                                            8,871            -             -            -            -
With All Optional Benefits
Unit Price                                                     -            -             -            -            -
Number of Units                                                -            -             -            -            -
-------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - Bull 9 (2002)
With No Optional Benefits
Unit Price                                                 $7.98            -             -            -            -
Number of Units                                        6,296,621            -             -            -            -
With One Optional Benefit
Unit Price                                                 $7.97            -             -            -            -
Number of Units                                          954,792            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                 $9.75            -             -            -            -
Number of Units                                           10,297            -             -            -            -
With All Optional Benefits
Unit Price                                                 $9.75            -             -            -            -
Number of Units                                              400            -             -            -            -
-------------------------------------------------- ------------- ------------ ------------- ------------ ------------

                                                               Year Ended December 31,
----------------------------------------------- ------------ ------------ ------------ ----------- -----------
Sub-account                                        1997         1996         1995         1994        1993
----------------------------------------------- ------------ ------------ ------------ ----------- -----------
ProFund VP - Technology (2001)
With No Optional Benefits
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
With One Optional Benefit
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
With All Optional Benefits
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
----------------------------------------------- ------------ ------------ ------------ ----------- -----------
ProFund VP - Telecommunications (2001)
With No Optional Benefits
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
With One Optional Benefit
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
With All Optional Benefits
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
----------------------------------------------- ------------ ------------ ------------ ----------- -----------
ProFund VP - Utilities (2001)
With No Optional Benefits
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
With One Optional Benefit
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
With All Optional Benefits
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
----------------------------------------------- ------------ ------------ ------------ ----------- -----------
ProFund VP - Bull 9 (2002)
With No Optional Benefits
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
With One Optional Benefit
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
With All Optional Benefits
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
----------------------------------------------- ------------ ------------ ------------ ----------- -----------

                                                                           Year Ended December 31,
-------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Sub-account                                            2002         2001          2000         1999         1998
-------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - Bear (2001)
With No Optional Benefits
Unit Price                                                $13.74        11.54             -            -            -
Number of Units                                        4,011,499    3,059,897             -            -            -
With One Optional Benefit
Unit Price                                                $11.38            -             -            -            -
Number of Units                                        1,532,543            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                $10.13            -             -            -            -
Number of Units                                           28,618            -             -            -            -
With All Optional Benefits
Unit Price                                                $10.13            -             -            -            -
Number of Units                                            1,514            -             -            -            -
-------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - UltraBull 22 (2001)
With No Optional Benefits
Unit Price                                                 $4.71         7.47             -            -            -
Number of Units                                        6,435,217    7,628,819             -            -            -
With One Optional Benefit
Unit Price                                                 $6.78            -             -            -            -
Number of Units                                          297,435            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                 $9.61            -             -            -            -
Number of Units                                              245            -             -            -            -
With All Optional Benefits
Unit Price                                                     -            -             -            -            -
Number of Units                                                -            -             -            -            -
-------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - OTC (2001)
With No Optional Benefits
Unit Price                                                 $3.49        $5.77             -            -            -
Number of Units                                       18,242,013   11,681,189             -            -            -
With One Optional Benefit
Unit Price                                                 $6.45            -             -            -            -
Number of Units                                        1,346,852            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                 $9.36            -             -            -            -
Number of Units                                           13,113            -             -            -            -
With All Optional Benefits
Unit Price                                                     -            -             -            -            -
Number of Units                                                -            -             -            -            -
-------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - Short OTC 9 (2002)
With No Optional Benefits
Unit Price                                                $11.02            -             -            -            -
Number of Units                                          682,058            -             -            -            -
With One Optional Benefit
Unit Price                                                $11.00            -             -            -            -
Number of Units                                          433,181            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                $10.43            -             -            -            -
Number of Units                                           15,308            -             -            -            -
With All Optional Benefits
Unit Price                                                     -            -             -            -            -
Number of Units                                                -            -             -            -            -
-------------------------------------------------- ------------- ------------ ------------- ------------ ------------

                                                                      Year Ended December 31,
----------------------------------------------- ------------ ------------ ------------ ----------- -----------
Sub-account                                        1997         1996         1995         1994        1993
----------------------------------------------- ------------ ------------ ------------ ----------- -----------
ProFund VP - Bear (2001)
With No Optional Benefits
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
With One Optional Benefit
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
With All Optional Benefits
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
----------------------------------------------- ------------ ------------ ------------ ----------- -----------
ProFund VP - UltraBull 22 (2001)
With No Optional Benefits
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
With One Optional Benefit
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
With All Optional Benefits
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
----------------------------------------------- ------------ ------------ ------------ ----------- -----------
ProFund VP - OTC (2001)
With No Optional Benefits
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
With One Optional Benefit
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
With All Optional Benefits
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
----------------------------------------------- ------------ ------------ ------------ ----------- -----------
ProFund VP - Short OTC 9 (2002)
With No Optional Benefits
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
With One Optional Benefit
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
With All Optional Benefits
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
----------------------------------------------- ------------ ------------ ------------ ----------- -----------

                                                                           Year Ended December 31,
-------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Sub-account                                            2002         2001          2000         1999         1998
-------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - UltraOTC (1999)
With No Optional Benefits
Unit Price                                                 $0.58         1.91          6.19        23.58            -
Number of Units                                       70,200,723   50,124,696    17,597,528    2,906,024            -
With One Optional Benefit
Unit Price                                                 $3.53            -             -            -            -
Number of Units                                        1,003,123            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                 $8.70            -             -            -            -
Number of Units                                              233            -             -            -            -
With All Optional Benefits
Unit Price                                                     -            -             -            -            -
Number of Units                                                -            -             -            -            -
-------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - Mid-Cap Value /9/ (2002)
With No Optional Benefits
Unit Price                                                 $7.68            -             -            -            -
Number of Units                                        1,089,843            -             -            -            -
With One Optional Benefit
Unit Price                                                 $7.66            -             -            -            -
Number of Units                                          438,387            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                $10.06            -             -            -            -
Number of Units                                            4,777            -             -            -            -
With All Optional Benefits
Unit Price                                                $10.06            -             -            -            -
Number of Units                                            4,799            -             -            -            -
-------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - Mid-Cap Growth /9/ (2002)
With No Optional Benefits
Unit Price                                                 $7.71            -             -            -            -
Number of Units                                        1,444,783            -             -            -            -
With One Optional Benefit
Unit Price                                                 $7.70            -             -            -            -
Number of Units                                          439,054            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                 $9.82            -             -            -            -
Number of Units                                            1,587            -             -            -            -
With All Optional Benefits
Unit Price                                                 $9.81            -             -            -            -
Number of Units                                            1,583            -             -            -            -
-------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - UltraMid-Cap /9/ (2002)
With No Optional Benefits
Unit Price                                                 $5.72            -             -            -            -
Number of Units                                        2,276,660            -             -            -            -
With One Optional Benefit
Unit Price                                                 $5.71            -             -            -            -
Number of Units                                          477,953            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                 $9.86            -             -            -            -
Number of Units                                            1,673            -             -            -            -
With All Optional Benefits
Unit Price                                                     -            -             -            -            -
Number of Units                                                -            -             -            -            -
-------------------------------------------------- ------------- ------------ ------------- ------------ ------------

                                                                     Year Ended December 31,
----------------------------------------------- ------------ ------------ ------------ ----------- -----------
Sub-account                                        1997         1996         1995         1994        1993
----------------------------------------------- ------------ ------------ ------------ ----------- -----------
ProFund VP - UltraOTC (1999)
With No Optional Benefits
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
With One Optional Benefit
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
With All Optional Benefits
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
----------------------------------------------- ------------ ------------ ------------ ----------- -----------
ProFund VP - Mid-Cap Value /9/ (2002)
With No Optional Benefits
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
With One Optional Benefit
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
With All Optional Benefits
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
----------------------------------------------- ------------ ------------ ------------ ----------- -----------
ProFund VP - Mid-Cap Growth /9/ (2002)
With No Optional Benefits
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
With One Optional Benefit
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
With All Optional Benefits
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
----------------------------------------------- ------------ ------------ ------------ ----------- -----------
ProFund VP - UltraMid-Cap /9/ (2002)
With No Optional Benefits
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
With One Optional Benefit
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
With All Optional Benefits
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
----------------------------------------------- ------------ ------------ ------------ ----------- -----------

                                                                           Year Ended December 31,
-------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Sub-account                                            2002         2001          2000         1999         1998
-------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - Small-Cap Value /9/ (2002)
With No Optional Benefits
Unit Price                                                 $7.10            -             -            -            -
Number of Units                                        2,908,617            -             -            -            -
With One Optional Benefit
Unit Price                                                 $7.09            -             -            -            -
Number of Units                                          994,778            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                $10.15            -             -            -            -
Number of Units                                           19,019            -             -            -            -
With All Optional Benefits
Unit Price                                                     -            -             -            -            -
Number of Units                                                -            -             -            -            -
-------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - Small-Cap Growth /9/ (2002)
With No Optional Benefits
Unit Price                                                 $7.71            -             -            -            -
Number of Units                                        2,138,861            -             -            -            -
With One Optional Benefit
Unit Price                                                 $7.69            -             -            -            -
Number of Units                                          772,260            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                 $9.91            -             -            -            -
Number of Units                                           10,572            -             -            -            -
With All Optional Benefits
Unit Price                                                     -            -             -            -            -
Number of Units                                                -            -             -            -            -
-------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - UltraSmall-Cap /23/ (1999)
With No Optional Benefits
Unit Price                                                 $4.73         8.37          9.18        11.96            -
Number of Units                                        5,664,617   10,010,482     3,258,574      813,904            -
With One Optional Benefit
Unit Price                                                 $6.14            -             -            -            -
Number of Units                                          212,085            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                     -            -             -            -            -
Number of Units                                                -            -             -            -            -
With All Optional Benefits
Unit Price                                                     -            -             -            -            -
Number of Units                                                -            -             -            -            -
-------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - U.S. Government Plus /9/ (2002)
With No Optional Benefits
Unit Price                                                $11.58            -             -            -            -
Number of Units                                        7,945,270            -             -            -            -
With One Optional Benefit
Unit Price                                                $11.56            -             -            -            -
Number of Units                                        2,486,854            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                $10.19            -             -            -            -
Number of Units                                           22,148            -             -            -            -
With All Optional Benefits
Unit Price                                                $10.19            -             -            -            -
Number of Units                                              609            -             -            -            -
-------------------------------------------------- ------------- ------------ ------------- ------------ ------------

                                                                      Year Ended December 31,
----------------------------------------------- ------------ ------------ ------------ ----------- -----------
Sub-account                                        1997         1996         1995         1994        1993
----------------------------------------------- ------------ ------------ ------------ ----------- -----------
ProFund VP - Small-Cap Value /9/ (2002)
With No Optional Benefits
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
With One Optional Benefit
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
With All Optional Benefits
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
----------------------------------------------- ------------ ------------ ------------ ----------- -----------
ProFund VP - Small-Cap Growth /9/ (2002)
With No Optional Benefits
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
With One Optional Benefit
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
With All Optional Benefits
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
----------------------------------------------- ------------ ------------ ------------ ----------- -----------
ProFund VP - UltraSmall-Cap /23/ (1999)
With No Optional Benefits
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
With One Optional Benefit
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
With All Optional Benefits
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
----------------------------------------------- ------------ ------------ ------------ ----------- -----------
ProFund VP - U.S. Government Plus /9/ (2002)
With No Optional Benefits
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
With One Optional Benefit
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
With All Optional Benefits
Unit Price                                                 -            -            -           -           -
Number of Units                                            -            -            -           -           -
----------------------------------------------- ------------ ------------ ------------ ----------- -----------

                                                                           Year Ended December 31,
-------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Sub-account                                            2002         2001          2000         1999         1998
-------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - Rising Rates Opportunity /9/ (2002)
With No Optional Benefits
Unit Price                                                 $8.03            -             -            -            -
Number of Units                                          583,657            -             -            -            -
With One Optional Benefit
Unit Price                                                 $8.02            -             -            -            -
Number of Units                                          165,792            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                 $9.69            -             -            -            -
Number of Units                                            9,028            -             -            -            -
With All Optional Benefits
Unit Price                                                     -            -             -            -            -
Number of Units                                                -            -             -            -            -
-------------------------------------------------- ------------- ------------ ------------- ------------ ------------
First Trust(R)10 Uncommon Values (2000)
With No Optional Benefits
Unit Price                                                 $2.94         4.72          7.43            -            -
Number of Units                                        1,716,102    2,255,266     2,690,435            -            -
With One Optional Benefit
Unit Price                                                 $6.80            -             -            -            -
Number of Units                                           19,826            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                     -            -             -            -            -
Number of Units                                                -            -             -            -            -
With All Optional Benefits
Unit Price                                                     -            -             -            -            -
Number of Units                                                -            -             -            -            -
-------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Prudential - SP Jennison International Growth
(2001)
With No Optional Benefits
Unit Price                                                 $5.62         7.39             -            -            -
Number of Units                                          550,334      273,843             -            -            -
With One Optional Benefit
Unit Price                                                 $8.01            -             -            -            -
Number of Units                                           89,806            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                 $9.59            -             -            -            -
Number of Units                                            5,196            -             -            -            -
With All Optional Benefits
Unit Price                                                     -            -             -            -            -
Number of Units                                                -            -             -            -            -
-------------------------------------------------- ------------- ------------ ------------- ------------ ------------

                                                                       Year Ended December 31,
------------------------------------------------ ------------ ------------ ------------ ----------- -----------
Sub-account                                         1997         1996         1995         1994        1993
------------------------------------------------ ------------ ------------ ------------ ----------- -----------
ProFund VP - Rising Rates Opportunity /9/ (2002)
With No Optional Benefits
Unit Price                                                  -            -            -           -           -
Number of Units                                             -            -            -           -           -
With One Optional Benefit
Unit Price                                                  -            -            -           -           -
Number of Units                                             -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                  -            -            -           -           -
Number of Units                                             -            -            -           -           -
With All Optional Benefits
Unit Price                                                  -            -            -           -           -
Number of Units                                             -            -            -           -           -
------------------------------------------------ ------------ ------------ ------------ ----------- -----------
First Trust(R)10 Uncommon Values (2000)
With No Optional Benefits
Unit Price                                                  -            -            -           -           -
Number of Units                                             -            -            -           -           -
With One Optional Benefit
Unit Price                                                  -            -            -           -           -
Number of Units                                             -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                  -            -            -           -           -
Number of Units                                             -            -            -           -           -
With All Optional Benefits
Unit Price                                                  -            -            -           -           -
Number of Units                                             -            -            -           -           -
------------------------------------------------ ------------ ------------ ------------ ----------- -----------
Prudential - SP Jennison International Growth
(2001)
With No Optional Benefits
Unit Price                                                  -            -            -           -           -
Number of Units                                             -            -            -           -           -
With One Optional Benefit
Unit Price                                                  -            -            -           -           -
Number of Units                                             -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                  -            -            -           -           -
Number of Units                                             -            -            -           -           -
With All Optional Benefits
Unit Price                                                  -            -            -           -           -
Number of Units                                             -            -            -           -           -
------------------------------------------------ ------------ ------------ ------------ ----------- -----------

 /1./   Effective December 10, 2001, Strong Capital Management, Inc. became
        Sub-advisor of the Portfolio. Prior to December 10, 2001, A I M Capital
        Management, Inc. served as Sub-advisor of the Portfolio, then named "AST
        AIM International Equity." Between October 15, 1996 and May 3, 1999,
        Putnam Investment Management, Inc. served as Sub-advisor of the
        Portfolio, then named "AST Putnam International Equity." Prior to
        October 15, 1996, Seligman Henderson Co. served as Sub-advisor of the
        Portfolio, then named "Seligman Henderson International Equity
        Portfolio."

 /2./   Effective November 11, 2002, William Blair & Company, L.L.C. became
        Sub-advisor of the Portfolio. Prior to November 11, 2002, Janus Capital
        Corporation served as Sub-advisor of the Portfolio, then named "AST
        Janus Overseas Growth."

 /3./   This Portfolio reflects the addition of the net assets of the AST
        American Century International Growth Portfolio II ("Portfolio II") as a
        result of the merger between the Portfolio and Portfolio II.

 /4./   Effective May 1, 2002, Deutsche Asset Management, Inc. became
        Sub-advisor of the Portfolio. Prior to May 1, 2002, Founders Asset
        Management, Inc. served as Sub-advisor of the Portfolio, then named "AST
        Founders Passport." Prior to October 15, 1996, Seligman Henderson Co.
        served as Sub-advisor of the Portfolio, then named "Seligman Henderson
        International Small Cap Portfolio."

 /5./   Effective September 17, 2001, Pilgrim Baxter & Associates, Ltd. became
        Sub-advisor of the Portfolio. Prior to September 17, 2001, Janus Capital
        Corporation served as Sub-advisor of the Portfolio, then named "AST
        Janus Small-Cap Growth." Prior to December 31, 1998, Founders Asset
        Management, LLC served as Sub-advisor of the Portfolio, then named
        "Founders Capital Appreciation Portfolio."

 /6./   Effective December 10, 2001, Deutsche Asset Management, Inc. became
        Sub-advisor of the Portfolio. Prior to December 10, 2001, Zurich Scudder
        Investments, Inc. served as Sub-advisor of the Portfolio, then named
        "AST Scudder Small-Cap Growth Portfolio". Prior to May 1, 2001, the
        Portfolio was named "AST Kemper Small-Cap Growth Portfolio."

 /7./   Effective May 1, 2001, Goldman Sachs Asset Management became Sub-advisor of the Portfolio. Prior to May 1, 2001, Lord, Abbett & Co. served as
        Sub-advisor of the Portfolio, then named "AST Lord Abbett Small Cap
        Value."

 /8./   Effective October 23, 2000, GAMCO Investors, Inc. became Sub-advisor of the Portfolio. Prior to October 23, 2000, T. Rowe Price Associates, Inc.
        served as Sub-advisor of the Portfolio, then named "AST T. Rowe Price
        Small Company Value Portfolio."

 /9./   These portfolios were first offered as Sub-accounts on May 1, 2002.

 /10./  Effective November 11, 2002, Goldman Sachs Asset Management became
        Sub-advisor of the Portfolio. Prior to November 11, 2002, Janus Capital
        Corporation served as Sub-advisor of the Portfolio, then named "AST
        Janus Mid-Cap Growth."

 /11./  Effective May 1, 1998, Neuberger Berman Management, Inc. became
        Sub-advisor of the Portfolio. Prior to May 1, 1998, Berger Associates,
        Inc. served as Sub-advisor of the Portfolio, then named "Berger Capital
        Growth Portfolio."

 /12./  Effective May 1, 1998, Neuberger Berman Management, Inc. became
        Sub-advisor of the Portfolio. Prior to May 1, 1998, Federated Investment
        Counseling served as Sub-advisor of the Portfolio, then named "Federated
        Utility Income Portfolio."

 /13./  Effective May 1, 2000, Alliance Capital Management, L.P. became
        Sub-advisor of the Portfolio. Between December 31, 1998 and May 1, 2000,
        OppenheimerFunds, Inc. served as Sub-advisor of the Portfolio, then named "AST Oppenheimer Large-Cap Growth Portfolio." Prior to December
        31, 1998, Robertson, Stephens & Company Investment Management, L.P.
        served as Sub-advisor of the Portfolio, then named "Robertson Stephens
        Value + Growth Portfolio."

 /14./  Effective November 11, 2002, Goldman Sachs Asset Management became
        Sub-advisor of the Portfolio. Prior to November 11, 2002, Janus Capital
        Corporation served as Sub-advisor of the Portfolio, then named "AST
        JanCap Growth."

 /15./  Effective May 1, 2002, Deutsche Asset Management, Inc. became
        Sub-advisor of the Portfolio. Prior to May 1, 2002, Janus Capital
        Corporation served as Sub-advisor of the Portfolio, then named "AST
        Janus Strategic Value."

 /16./  Effective May 1, 2000, Sanford C. Bernstein & Co., Inc. became
        Sub-advisor of the Portfolio. Prior to May 1, 2000, Bankers Trust
        Company served as Sub-advisor of the Portfolio, then named "AST Bankers
        Trust Managed Index 500 Portfolio."

 /17./  Effective May 3, 1999, American Century Investment Management, Inc.
        became Sub-advisor of the Portfolio. Between October 15, 1996 and May 3,
        1999, Putnam Investment Management, Inc. served as Sub-advisor of the
        Portfolio, then named "AST Putnam Value Growth & Income."

 /18./  Effective May 1, 2000, Alliance Capital Management, L.P. became
        Sub-advisor of the Portfolio. Prior to May 1, 2000, Lord, Abbett & Co.
        served as Sub-advisor of the Portfolio, then named "AST Lord Abbett
        Growth and Income Portfolio."

 /19./  Effective July 1, 2002, the AST INVESCO Equity Income portfolio changed its name to AST INVESCO Capital Income.

 /20./  Effective May 1, 2002, Deutsche Asset Management, Inc. became
        Sub-advisor of the Portfolio. Prior to May 1, 2002, A I M Capital
        Management, Inc. served as Sub-advisor of the Portfolio, then named "AST
        AIM Balanced." Between October 15, 1996 and May 3, 1999, Putnam
        Investment Management, Inc. served as Sub-advisor of the Portfolio, then named "AST Putnam Balanced." Prior to October 15, 1996, Phoenix
        Investment Counsel, Inc. served as Sub-advisor of the Portfolio, then named "AST Phoenix Balanced Asset Portfolio."

 /21./  Effective August 8, 2000, T. Rowe Price International, Inc. became
        Sub-advisor of the Portfolio. Effective May 1, 2000, the name of the
        Portfolio was changed to the "AST T. Rowe Price Global Bond". Effective
        May 1, 1996, Rowe Price-Fleming International, Inc. became Sub-advisor of the Portfolio. Prior to May 1, 1996, Scudder, Stevens & Clark, Inc.
        served as Sub-advisor of the Portfolio, then named "AST Scudder
        International Bond Portfolio."

 /22./  Effective May 1, 2003, the ProFunds VP Bull Plus portfolio changed its name to ProFund VP UltraBull to reflect a change in its investment objective.

 /23./  Prior to May 1, 2000, ProFund VP UltraSmall-Cap was named "ProFund VP
        Small Cap" and sought daily investment results that corresponded to the performance of the Russell 2000(R)Index.

APPENDIX C - CALCULATION OF OPTIONAL DEATH BENEFITS

Examples of Enhanced Beneficiary Protection Optional Death Benefit Calculation
The following are examples of how the Enhanced Beneficiary Protection Optional
Death Benefit is calculated. Each example assumes that a $50,000 initial
Purchase Payment is made. Each example assumes that there is one Owner who is age 50 on the Issue Date and that all Account Value is maintained in the variable investment options. The formula for determining the Enhanced
Beneficiary Protection Optional Death Benefit is as follows:

Growth =  Account Value of variable             minus      Purchase Payments - proportional
          investment options plus Interim                  withdrawals
          Value of Fixed Allocations (no
          MVA applies)

Example with market increase

Assume that the Owner has made no withdrawals and that the Account Value has been increasing due to positive market performance. On the date we receive due proof of death, the Account Value is $75,000. The basic Death Benefit is calculated as Purchase Payments minus proportional withdrawals, or Account
Value, which ever is greater. Therefore, the basic Death Benefit is equal to
$75,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($75,000) PLUS 40% of the
"Growth" under the Annuity.

Growth = $75,000 - [$50,000 - $0]
       = $25,000

Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit =
40% of Growth

       = $25,000 * 0.40
       = $10,000

Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection
Optional Death Benefit

       = $85,000

Examples with market decline

Assume that the Owner has made no withdrawals and that the Account Value has been decreasing due to declines in market performance. On the date we receive due proof of death, the Account Value is $45,000. The basic Death Benefit is calculated as Purchase Payments minus proportional withdrawals, or Account
Value, which ever is greater. Therefore, the basic Death Benefit is equal to
$50,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($50,000) PLUS the "Growth"
under the Annuity.

Growth = $45,000 - [$50,000 - $0]
       = $-5,000

Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit =
40% of Growth

NO BENEFIT IS PAYABLE

Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection
Optional Death Benefit

       = $50,000

In this example you would receive no additional benefit from purchasing the
Enhanced Beneficiary Protection Optional Death Benefit.

Example with market increase and withdrawals

Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 5 when the Account Value was $75,000. On the date we receive due proof of death, the
Account Value is $90,000. The basic Death Benefit is calculated as Purchase
Payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $90,000. The Enhanced
Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($90,000) PLUS 40% of the "Growth" under the
Annuity.

Growth = $90,000 - [$50,000 - ($50,000 * $15,000/$75,000)]
       = $90,000 - [$50,000 - $10,000]
       = $90,000 - $40,000
       = $50,000

Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit =
40% of Growth

       = $50,000 * 0.40
       = $20,000

Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection
Optional Death Benefit

       = $110,000

Examples of Highest Anniversary Value Death Benefit Calculation The following are examples of how the Highest Anniversary Value Death Benefit is calculated.
Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date and that all
Account Value is maintained in the variable investment options.

Example with market increase and death before Death Benefit Target Date Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the date we receive due proof of death, the Account Value is $75,000; however, the
Anniversary Value on the 5th anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death
Benefit is equal to the greater of the Highest Anniversary Value or the basic
Death Benefit. The Death Benefit would be the Highest Anniversary Value
($90,000) because it is greater than the amount that would have been payable under the basic Death Benefit ($75,000).

Example with withdrawals

Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 7 when the Account Value was $75,000. On the date we receive due proof of death, the
Account Value is $80,000; however, the Anniversary Value on the 5th anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the
Death Benefit Target Date. The Death Benefit is equal to the greater of the
Highest Anniversary Value or the basic Death Benefit.

HIGHEST ANNIVERSARY VALUE = $90,000 - [$90,000 * $15,000/$75,000]

       = $90,000 - $18,000
       = $72,000

BASIC DEATH BENEFIT = $80,000 - [$80,000 * $15,000/$75,000]

       = $80,000 - $16,000
       = $64,000

EXAMPLE WITH DEATH AFTER DEATH BENEFIT TARGET DATE

Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals had been made prior to the
Death Benefit Target Date. Further assume that the Owner dies after the Death
Benefit Target Date, when the Account Value is $75,000. The Highest Anniversary
Value on the Death Benefit Target Date was $80,000; however, following the Death
Benefit Target Date, the Owner made a Purchase Payment of $15,000 and had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greater of the Highest Anniversary Value plus Purchase Payments minus proportional withdrawals after the Death Benefit Target Date or the basic
Death Benefit.

HIGHEST ANNIVERSARY VALUE = $80,000 + $15,000 - [$80,000 * $5,000/$70,000]

       = $80,000 + $15,000 - $5,714
       = $100,714

BASIC DEATH BENEFIT = $75,000

APPENDIX D -PLUS40(TM)OPTIONAL LIFE INSURANCE RIDER

American Skandia's Plus40(TM)Optional Life Insurance Rider was offered, in those states where approved, between September 17, 2001 and May 1, 2003. The description below of the Plus40(TM)benefit applies to those Contract Owners who purchased an Annuity during that time period and elected the Plus40(TM)benefit.

The life insurance coverage provided under the Plus40(TM)Optional Life Insurance
Rider ("Plus40(TM)rider" or the "Rider") is supported by American Skandia's general account and is not subject to, or registered as a security under, either the Securities Act of 1933 or the Investment Company Act of 1940. Information
about the Plus40(TM)rider is included as an Appendix to this Prospectus to help you understand the Rider and the relationship between the Rider and the value of your Annuity. It is also included because you can elect to pay for the Rider with taxable withdrawals from your Annuity. The staff of the Securities and
Exchange Commission has not reviewed this information. However, the information may be subject to certain generally applicable provisions of the Federal securities laws regarding accuracy and completeness.

The income tax-free life insurance payable to your Beneficiary(ies) under the
Plus40(TM)rider is equal to 40% of the Account Value of your Annuity as of the date we receive due proof of death, subject to certain adjustments, restrictions and limitations described below.

ELIGIBILITY

The Plus40(TM)rider may be purchased as a rider on your Annuity. The Rider must cover those persons upon whose death the Annuity's death benefit becomes payable
- the Annuity's owner or owners, or the Annuitant (in the case of an entity owned Annuity). If the Annuity has two Owners, the Rider's death benefit is payable upon the first death of such persons. If the Annuity is owned by an entity, the Rider's death benefit is payable upon the death of the Annuitant, even if a Contingent Annuitant is named.

The minimum allowable age to purchase the Plus40(TM)rider is 40; the maximum allowable age is 75. If the Rider is purchased on two lives, both persons must meet the age eligibility requirements. The Plus40(TM)rider is not available to purchasers who use their Annuity as a funding vehicle for a Tax Sheltered
Annuity (or 403(b)) or as a funding vehicle for a qualified plan under Section
401 of the Internal Revenue Code ("Code").

ADJUSTMENTS, RESTRICTIONS & LIMITATIONS

|X|  If you die during the first 24 months following the effective date of the
     Plus40(TM)rider (generally, the Issue Date of your Annuity), the death benefit will be limited to the amount of any charges paid for the Rider while it was in effect. While we will return the charges you have paid during the applicable period as the death benefit, your Beneficiary(ies)
     will receive no additional life insurance benefit from the Plus40(TM)rider if you die within 24 months of its effective date.

|X|  If you make a Purchase Payment within 24 months prior to the date of death, the Account Value used to determine the amount of the death benefit will be reduced by the amount of such Purchase Payment(s). If we reduce the death benefit payable under the Plus40(TM)rider based on this provision, we will return 50% of any charges paid for the Rider based on those Purchase
     Payments as an additional amount included in the death benefit under the
     Rider.

|X|  If we apply Credits to your Annuity based on Purchase Payments, such
     Credits are treated as Account Value for purposes of determining the death benefit payable under the Plus40(TM)rider. However, if Credits were applied to Purchase Payments made within 24 months prior to the date of death, the
     Account Value used to determine the amount of the death benefit will be reduced by the amount of such Credits. If we reduce the death benefit payable under the Plus40(TM)rider based on this provision, we will return
     50% of any charges paid for the Rider based on such Credits as an additional amount included in the death benefit under the Rider.

|X|  If you become terminally ill (as defined in the Rider) and elect to receive a portion of the Plus40(TM)rider's death benefit under the Accelerated
     Death Benefit provision, the amount that will be payable under the Rider upon your death will be reduced. Please refer to the Accelerated Death
     Benefit provision described below.

|X|  If charges for the Plus40(TM)rider are due and are unpaid as of the date the death benefit is being determined, such charges will be deducted from the amount paid to your Beneficiary(ies).

|X|  If the age of any person covered under the Plus40(TM)rider is misstated, we will adjust any coverage under the Rider to conform to the facts. For example, if, due to the misstatement, we overcharged you for coverage under the Rider, we will add any additional charges paid to the amount payable to your Beneficiary(ies). If, due to the misstatement, we undercharged you for coverage under the Rider, we will reduce the death benefit in proportion to the charges not paid as compared to the charges that would have been paid had there been no misstatement.

|X|  On or after an Owner reaches the expiry date of the Rider (the anniversary of the Annuity's Issue Date on or immediately after the 95th birthday), coverage will terminate. No charge will be made for an Owner following the expiry date. If there are two Owners, the expiry date applies separately to each Owner; therefore, coverage may continue for one Owner and terminate as to the other Owner.

MAXIMUM BENEFIT

The Plus40(TM)rider is subject to a Maximum Death Benefit Amount based on the
Purchase Payments applied to your Annuity. The Plus40(TM)rider may also be subject to a Per Life Maximum Benefit that is based on all amounts paid under any annuity contract we issue to you under which you have elected the
Plus40(TM)rider or similar life insurance coverage.

|X|  The Maximum Death Benefit Amount is 100% of the Purchase Payments
     increasing at 5% per year following the date each Purchase Payment is applied to the Annuity until the date of death. If Purchase Payments are applied to the Annuity within 24 months prior to the date of death, the
     Maximum Death Benefit Amount is decreased by the amount of such Purchase
     Payments.

|X|  The Per Life Maximum Benefit applies to Purchase Payments applied to any such annuity contracts more than 24 months from the date of death that exceed $1,000,000. If you make Purchase Payments in excess of $1,000,000, we will reduce the aggregate death benefit payable under all
     Plus40(TM)riders, or similar riders issued by us, based on the combined amount of Purchase Payments in excess of $1,000,000 multiplied by 40%. If the Per Life Maximum Benefit applies, we will reduce the amount payable under each applicable Plus40(TM)rider on a pro-rata basis. If the Per Life
     Maximum Benefit applies upon your death, we will return any excess charges that you paid on the portion of your Account Value on which no benefit is payable. The Per Life Maximum Benefit does not limit the amount of Purchase
     Payments that you may apply to your Annuity.

ACCELERATED DEATH BENEFIT PROVISION

If you become terminally ill, you may request that a portion of the death benefit payable under the Plus40(TM)rider be prepaid instead of being paid to your Beneficiary(ies) upon your death. Subject to our requirements and where allowed by law, we will make a one time, lump sum payment. Our requirements include proof satisfactory to us, in writing, of terminal illness after the
Rider's Effective Date.

The maximum we will pay, before any reduction, is the lesser of 50% of the
Rider's death benefit or $100,000. If you elect to accelerate payment of a portion of the death benefit under the Plus40(TM)rider, the amount of the remaining death benefit is reduced by the prepaid amount accumulating at an annualized interest rate of 6.0%. Eligibility for an accelerated payout of a portion of your Plus40(TM)rider death benefit may be more restrictive than any medically-related surrender provision that may be applicable to you under the
Annuity.

CHARGES FOR THE PLUS40(TM)RIDER

The Plus40(TM)rider has a current charge and a guaranteed maximum charge. The current charge for the Plus40(TM)rider is based on a percentage of your Account
Value as of the anniversary of the Issue Date of your Annuity. The applicable percentages differ based on the attained age, last birthday of the Owner(s) or
Annuitant (in the case of an entity owned Annuity) as of the date the charge is due. We reserve the right to change the current charge, at any time, subject to regulatory approval where required. If there are two Owners, we calculate the current charge that applies to each Owner individually and deduct the combined amount as the charge for the Rider. There is no charge based on a person's life after coverage expires as to that person. However, a charge will still apply to the second of two Owners (and coverage will continue for such Owner) if such
Owner has not reached the expiry date.

                                     Percentage of
Attained Age                         Account Value
------------------------------ ----------------------------
Age 40-75                                .80%
------------------------------ ----------------------------
Age 76-80                               1.60%
------------------------------ ----------------------------
Age 81-85                               3.20%
------------------------------ ----------------------------
Age 86-90                               4.80%
------------------------------ ----------------------------
Age 91                                  6.50%
------------------------------ ----------------------------
Age 92                                  7.50%
------------------------------ ----------------------------
Age 93                                  8.50%
------------------------------ ----------------------------
Age 94                                  9.50%
------------------------------ ----------------------------
Age 95                                 10.50%
------------------------------ ----------------------------

The charge for the Plus40(TM)rider may also be subject to a guaranteed maximum charge that will apply if the current charge, when applied to the Account Value, exceeds the guaranteed maximum charge. The guaranteed maximum charge is based on a charge per $1,000 of insurance.

We determine the charge for the Rider annually, in arrears. We deduct the charge: (1) upon your death; (2) on each anniversary of the Issue Date; (3) on the date that you begin receiving annuity payments; (4) if you surrender your
Annuity other than a medically-related surrender; or (5) if you choose to terminate the Rider. If the Rider terminates for any of the preceding reasons on a date other than the anniversary of the Annuity's Issue Date, the charge will be prorated. During the first year after the Annuity's Issue Date, the charge will be prorated from the Issue Date. In all subsequent years, the charge will be prorated from the last anniversary of the Issue Date.

You can elect to pay the annual charge through a redemption from your Annuity's
Account Value or through funds other than those within the Annuity. If you do not elect a method of payment, we will automatically deduct the annual charge from your Annuity's Account Value. The manner in which you elect to pay for the
Rider may have tax implications.

|X|  If you elect to pay the charge through a redemption of your Annuity's
     Account Value, the withdrawal will be treated as a taxable distribution, and will generally be subject to ordinary income tax on the amount of any investment gain withdrawn. If you are under age 59 1/2, the distribution may also be subject to a 10% penalty on any gain withdrawn, in addition to ordinary income taxes. We first deduct the amount of the charge pro-rata from the Account Value in the variable investment options. We only deduct the charge pro-rata from the Fixed Allocations to the extent there is insufficient Account Value in the variable investment options to pay the charge.

|X|  If you elect to pay the charge through funds other than those from your
     Annuity, we require that payment be made electronically in U.S. currency through a U.S. financial institution. If you elect to pay the charge through electronic transfer of funds and payment has not been received within 31 days from the due date, we will deduct the charge as a redemption from your Annuity, as described above.

TERMINATION

You can terminate the Plus40(TM)rider at any time. Upon termination, you will be required to pay a pro-rata portion of the annual charge for the Rider. The
Plus40(TM)rider will terminate automatically on the date your Account Value is applied to begin receiving annuity payments, on the date you surrender the
Annuity or, on the expiry date with respect to such person who reaches the expiry date. We may also terminate the Plus40(TM)rider, if necessary, to comply with our interpretation of the Code and applicable regulations. Once terminated, you may not reinstate your coverage under the Plus40(TM)rider.

CHANGES IN ANNUITY DESIGNATIONS

Changes in ownership and annuitant designations under the Annuity may result in changes in eligibility and charges under the Plus40(TM)rider. These changes may include termination of the Rider. Please refer to the Rider for specific details.

SPOUSAL ASSUMPTION

A spousal beneficiary may elect to assume ownership of the Annuity instead of taking the Annuity's Death Benefit. However, regardless of whether a spousal beneficiary assumes ownership of the Annuity, the death benefit under the
Plus40(TM)rider will be paid despite the fact that the Annuity will continue.
The spousal beneficiary can apply the death benefit proceeds under the
Plus40(TM)rider to the Annuity as a new Purchase Payment, can purchase a new annuity contract or use the death benefit proceeds for any other purpose.
Certain restrictions may apply to an Annuity that is used as a qualified investment. Spousal beneficiaries may also be eligible to purchase the
Plus40(TM)rider, in which case the Annuity's Account Value, as of the date the assumption is effective, will be treated as the initial Purchase Payment under applicable provisions of the Rider.

TAX CONSIDERATION

The Plus40(TM)rider was designed to qualify as a life insurance contract under the Code. As life insurance, under most circumstances, the Beneficiary(ies) does not pay any Federal income tax on the death benefit payable under the Rider.

If your Annuity is being used as an Individual Retirement Annuity (IRA), we consider the Plus40(TM)rider to be outside of your IRA, since premium for the
Rider is paid for either with funds outside of your Annuity or with withdrawals previously subject to tax and any applicable tax penalty.

We believe payments under the accelerated payout provision of the Rider will meet the requirements of the Code and the regulations in order to qualify as tax-free payments. To the extent permitted by law, we will change our procedures in relation to the Rider, or the definition of terminally ill, or any other applicable term in order to maintain the tax-free status of any amounts paid out under the accelerated payout provision.

APPENDIX E - DESCRIPTION AND CALCULATION OF THE ENHANCED BENEFICIARY PROTECTION
OPTIONAL DEATH BENEFIT AND THE GUARANTEED MINIMUM DEATH BENEFIT

If you purchased your Annuity before November 18, 2002 and were not a resident of the State of New York, the following optional death benefits were offered:

ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT

The Enhanced Beneficiary Protection Optional Death Benefit can provide additional amounts to your Beneficiary that may be used to offset federal and state taxes payable on any taxable gains in your Annuity at the time of your death. Whether this benefit is appropriate for you may depend on your particular circumstances, including other financial resources that may be available to your
Beneficiary to pay taxes on your Annuity should you die during the accumulation period. No benefit is payable if death occurs on or after the Annuity Date.

The Enhanced Beneficiary Protection Optional Death Benefit provides a benefit that is payable in addition to the basic Death Benefit. If the Annuity has one
Owner, the Owner must be age 75 or less at the time the benefit is purchased. If the Annuity has joint Owners, the oldest Owner must be age 75 or less. If the
Annuity is owned by an entity, the Annuitant must be age 75 or less.

Calculation of Enhanced Beneficiary Protection Optional Death Benefit If you
purchase the Enhanced Beneficiary Protection Optional Death Benefit, the Death
Benefit is calculated as follows:

1. the basic Death Benefit described above;

PLUS

2. 50% of the "Death Benefit Amount" less Purchase Payments reduced by proportional withdrawals.

"Death Benefit Amount" includes your Account Value and any amounts added to your
Account Value under the Annuity's basic Death Benefit when the Death Benefit is calculated. Under the basic Death Benefit, amounts are added to your Account
Value when the Account Value is less than Purchase Payments minus proportional withdrawals.

"Proportional withdrawals" are determined by calculating the percentage of your
Account Value that each prior withdrawal represented when withdrawn.

The Enhanced Beneficiary Protection Optional Death Benefit is subject to a maximum of 50% of all Purchase Payments applied to the Annuity at least 12 months prior to the death of the decedent that triggers the payment of the Death
Benefit.

Please refer to the section entitled "Tax Considerations" for a discussion of special tax considerations for purchasers of this benefit.

NOTE: You may not elect the Enhanced Beneficiary Protection Optional Death
Benefit if you have elected any other Optional Death Benefit.

GUARANTEED MINIMUM DEATH BENEFIT

If the Annuity has one Owner, the Owner must be age 80 or less at the time the optional Death Benefit is purchased. If the Annuity has joint Owners, the oldest
Owner must be age 80 or less. If the Annuity is owned by an entity, the
Annuitant must be age 80 or less.

KEY TERMS USED WITH THE GUARANTEED MINIMUM DEATH BENEFIT

|X|  The Death Benefit Target Date is the contract anniversary on or after the
     80th birthday of the current Owner, the oldest of either joint Owner or the
     Annuitant, if entity owned.

|X|  The Highest Anniversary Value equals the highest of all previous
     "Anniversary Values" on or before the earlier of the Owner's date of death and the "Death Benefit Target Date".

|X|  The Anniversary Value is the Account Value as of each anniversary of the
     Issue Date plus the sum of all Purchase Payments on or after such anniversary less the sum of all "Proportional Reductions" since such anniversary.

CALCULATION OF GUARANTEED MINIMUM DEATH BENEFIT

The Guaranteed Minimum Death Benefit depends on whether death occurs before or after the Death Benefit Target Date.

If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greatest of:

1.   the Account Value in the Sub-accounts plus the Interim Value of any Fixed
     Allocations (no MVA) as of the date we receive in writing "due proof of death"; and

2.   the sum of all Purchase Payments minus the sum of all Proportional
     Reductions, each increasing daily until the Owner's date of death at a rate of 5.0%, subject to a limit of 200% of the difference between the sum of all Purchase Payments and the sum of all withdrawals as of the Owner's date of death; and

3.   the "Highest Anniversary Value" on or immediately preceding the Owner's date of death.

The amount determined by this calculation is increased by any Purchase Payments received after the Owner's date of death and decreased by any Proportional
Reductions since such date.

If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:

1.   the Account Value as of the date we receive in writing "due proof of death"
     (an MVA may be applicable to amounts in any Fixed Allocations); and

2.   the greater of Item 2 & 3 above on the Death Benefit Target Date plus the sum of all Purchase Payments less the sum of all Proportional Reductions since the Death Benefit Target Date.

Annuities with joint Owners

For Annuities with Joint Owners, the Death Benefit is calculated as shown above except that the age of the oldest of the Joint Owners is used to determine the
Death Benefit Target Date. NOTE: If you and your spouse own the Annuity jointly, we will pay the Death Benefit to the Beneficiary. If the sole primary
Beneficiary is the surviving spouse, then the surviving spouse can elect to assume ownership of the Annuity and continue the contract instead of receiving the Death Benefit.

Annuities owned by entities

For Annuities owned by an entity, the Death Benefit is calculated as shown above except that the age of the Annuitant is used to determine the Death Benefit
Target Date. Payment of the Death Benefit is based on the death of the Annuitant
(or Contingent Annuitant, if applicable).

Can I terminate the optional Death Benefits? Do the optional Death Benefits terminate under other circumstances? You can terminate the Enhanced Beneficiary
Protection Optional Death Benefit and the Guaranteed Minimum Death Benefit at
any time. Upon termination, you will be required to pay a pro-rata portion of the annual charge for the benefit. Both optional Death Benefits will terminate automatically on the Annuity Date. We may also terminate any optional Death
Benefit if necessary to comply with our interpretation of the Code and applicable regulations.

What are the charges for the optional Death Benefits?

We deduct a charge from your Account Value if you elect to purchase either optional Death Benefit. The Enhanced Beneficiary Protection Death Benefit costs
0.25% of Account Value. The Guaranteed Minimum Death Benefit costs 0.30% of the current Death Benefit. The charges for these death benefits are deducted in arrears each Annuity Year. No charge applies after the Annuity Date. We deduct the charge:

1.   on each anniversary of the Issue Date;

2.   when Account Value is transferred to our general account prior to the
     Annuity Date;

3.   if you surrender your Annuity; and

4.   if you choose to terminate the benefit (Enhanced Beneficiary Protection
     Optional Death Benefit only)

If you surrender the Annuity, elect to begin receiving annuity payments or terminate the benefit on a date other than an anniversary of the Issue Date, the charge will be prorated. During the first year after the Issue Date, the charge will be prorated from the Issue Date. In all subsequent years, it would be prorated from the last anniversary of the Issue Date.

We first deduct the amount of the charge pro-rata from the Account Value in the variable investment options. We only deduct the charge pro-rata from the Fixed
Allocations to the extent there is insufficient Account Value in the variable investment options to pay the charge. If your Annuity's Account Value is insufficient to pay the charge, we may deduct your remaining Account Value and terminate your Annuity. We will notify you if your Account Value is insufficient to pay the charge and allow you to submit an additional Purchase Payment to continue your Annuity.

Please refer to the section entitled "Tax Considerations" for additional considerations in relation to the optional Death Benefit.

ADDITIONAL CALCULATIONS

Examples of Enhanced Beneficiary Protection Optional Death Benefit Calculation
The following are examples of how the Enhanced Beneficiary Protection Optional
Death Benefit is calculated. Each example assumes that a $50,000 initial
Purchase Payment is made and that no withdrawals are made prior to the Owner's death. Each example assumes that there is one Owner who is age 50 on the Issue
Date and that all Account Value is maintained in the variable investment options.

Example with market increase

Assume that the Owner's Account Value has been increasing due to positive market performance. On the date we receive due proof of death, the Account Value is
$75,000. The basic Death Benefit is calculated as Purchase Payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $75,000. The Enhanced Beneficiary Protection
Optional Death Benefit is equal to the amount payable under the basic Death
Benefit ($75,000) PLUS 50% of the "Death Benefit Amount" less Purchase Payments reduced by proportional withdrawals.

Purchase Payments =        $50,000
Account Value =            $75,000
Basic Death Benefit =      $75,000
Death Benefit Amount =     $75,000 - $50,000 = $25,000

Amount Payable Under Enhanced Beneficiary Protection Optional Death Benefit =
$75,000 + $12,500 = $87,500

Examples with market decline

Assume that the Owner's Account Value has been decreasing due to declines in market performance. On the date we receive due proof of death, the Account Value is $45,000. The basic Death Benefit is calculated as Purchase Payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $50,000. The Enhanced Beneficiary Protection
Optional Death Benefit is equal to the amount payable under the basic Death
Benefit ($50,000) PLUS 50% of the "Death Benefit Amount" less Purchase Payments reduced by proportional withdrawals.

Purchase Payments =        $50,000
Account Value =            $40,000
Basic Death Benefit =      $50,000
Death Benefit Amount =     $50,000 - $50,000 = $0

Amount Payable Under Enhanced Beneficiary Protection Optional Death Benefit =
$50,000 + $0 = $50,000

In this example you would receive no additional benefit from purchasing the
Enhanced Beneficiary Protection Optional Death Benefit.

Examples of Guaranteed Minimum Death Benefit Calculation The following are examples of how the Guaranteed Minimum Death Benefit is calculated. Each example assumes that a $50,000 initial Purchase Payment is made and that no withdrawals are made prior to the Owner's death. Each example assumes that there is one
Owner who is age 50 on the Issue Date and that all Account Value is maintained in the variable investment options.

Example of market increase

Assume that the Owner's Account Value has generally been increasing due to positive market performance. On the date we receive due proof of death, the
Account Value is $90,000. The Highest Anniversary Value at the end of any
previous period is $72,000. The Death Benefit would be the Account Value
($90,000) because it is greater than the Highest Anniversary Value ($72,000) or the sum of prior Purchase Payments increased by 5.0% annually ($73,872.77).

Example of market decrease

Assume that the Owner's Account Value generally increased until the fifth anniversary but generally has been decreasing since the fifth contract anniversary. On the date we receive due proof of death, the Account Value is
$48,000. The Highest Anniversary Value at the end of any previous period is
$54,000. The Death Benefit would be the sum of prior Purchase Payments increased by 5.0% annually ($73,872.77) because it is greater than the Highest Anniversary
Value ($54,000) or the Account Value ($48,000).

Example of market increase followed by decrease

Assume that the Owner's Account Value increased significantly during the first six years following the Issue Date. On the sixth anniversary date the Account
Value is $90,000. During the seventh Annuity Year, the Account Value increases to as high as $100,000 but then subsequently falls to $80,000 on the date we receive due proof of death. The Death Benefit would be the Highest Anniversary
Value at the end of any previous period ($90,000), which occurred on the sixth anniversary, although the Account Value was higher during the subsequent period.
The Account Value on the date we receive due proof of death ($80,000) is lower, as is the sum of all prior Purchase Payments increased by 5.0% annually
($73,872.77).

PLEASE SEND ME A STATEMENT OF ADDITIONAL INFORMATION THAT CONTAINS FURTHER
DETAILS ABOUT THE AMERICAN SKANDIA ANNUITY DESCRIBED IN PROSPECTUS ASAPEX-PROS
(05/2003).

             -----------------------------------------------------
                                (print your name)

             -----------------------------------------------------
                                    (address)

             -----------------------------------------------------
                              (city/state/zip code)

Variable Annuity Issued by:                     Variable Annuity Distributed by:

AMERICAN SKANDIA LIFE                                          AMERICAN SKANDIA
ASSURANCE CORPORATION                                   MARKETING, INCORPORATED
One Corporate Drive                                         One Corporate Drive
Shelton, Connecticut 06484                           Shelton, Connecticut 06484
Telephone: 1-800-766-4530                               Telephone: 203-926-1888
http://www.americanskandia.com                   http://www.americanskandia.com

                               MAILING ADDRESSES:

                      AMERICAN SKANDIA - VARIABLE ANNUITIES
                                  P.O. Box 7040
                            Bridgeport, CT 06601-7040

                                  EXPRESS MAIL:
                      AMERICAN SKANDIA - VARIABLE ANNUITIES
                               One Corporate Drive
                                Shelton, CT 06484

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
One Corporate Drive, Shelton, Connecticut 06484

This Prospectus describes StagecoachTM ApexSM, a flexible premium deferred annuity (the "Annuity") offered by American Skandia Life Assurance Corporation
("American Skandia", "we", "our" or "us") exclusively through Wells Fargo Bank,
N.A. The Annuity may be offered as an individual annuity contract or as an interest in a group annuity. This Prospectus describes the important features of the Annuity and what you should consider before purchasing the Annuity. We have also filed a Statement of Additional Information that is available from us, without charge, upon your request. The contents of the Statement of Additional
Information are described on page 48. The Annuity or certain of its investment options and/or features may not be available in all states. Various rights and benefits may differ between states to meet applicable laws and/or regulations.
Certain terms are capitalized in this Prospectus. Those terms are either defined in the Glossary of Terms or in the context of the particular section.

American Skandia offers several different annuities which your investment professional may be authorized to offer to you. Each annuity has different features and benefits that may be appropriate for you based on your financial situation, your age and how you intend to use the annuity. The different features and benefits include variations in death benefit protection, the ability to access your annuity's account value and the charges that you will be subject to if you choose to surrender the annuity. The fees and charges may also be different between each annuity.

If you are purchasing the Annuity as a replacement for existing variable annuity or variable life coverage, you should consider any surrender or penalty charges you may incur when replacing your existing coverage and that this Annuity may be subject to a contingent deferred sales charge if you elect to surrender the
Annuity or take a partial withdrawal. You should consider your need to access the Annuity's Account Value and whether the annuity's liquidity features
06/30will satisfy that need.

WHY WOULD I CHOOSE TO PURCHASE THIS ANNUITY?

This Annuity is frequently used for retirement planning because it allows you to accumulate retirement savings and also offers annuity payment options when you are ready to begin receiving income. The Annuity also offers one or more death benefits that can protect your retirement savings if you die during a period of declining markets. It may be used as an investment vehicle for "qualified"
investments, including an IRA, SEP-IRA, Roth IRA or Tax Sheltered Annuity (or
403(b)). It may also be used as an investment vehicle for "non-qualified"
investments. The Annuity allows you to invest your money in a number of variable investment options as well as in one or more fixed investment options.

When an Annuity is purchased as a "non-qualified" investment, you generally are not taxed on any investment gains the Annuity earns until you make a withdrawal or begin to receive annuity payments. This feature, referred to as
"tax-deferral", can be beneficial to the growth of your Account Value because money that would otherwise be needed to pay taxes on investment gains each year remains invested and can earn additional money. However, because the Annuity is designed for long-term retirement savings, a 10% penalty tax may be applied on withdrawals you make before you reach age 59 1/2. Annuities purchased as a non-qualified investment are not subject to the maximum contribution limits that may apply to a qualified investment, and are not subject to required minimum distributions after age 701/2.

When an Annuity is purchased as a "qualified" investment, you should consider that the Annuity does not provide any tax advantages in addition to the preferential treatment already available through your retirement plan under the
Internal Revenue Code. An Annuity may offer features and benefits in addition to providing tax deferral that other investment vehicles may not offer, including death benefit protection for your beneficiaries, lifetime income options, and the ability to make transfers between numerous variable investment options offered under the Annuity. You should consult with your investment professional as to whether the overall benefits and costs of the Annuity are appropriate considering your overall financial plan.

These annuities are NOT deposits or obligations of, or issued, guaranteed or endorsed by, any bank subsidiary of Wells Fargo Bank, N.A. are NOT insured or guaranteed by the U.S. government, the Federal Deposit Insurance Corporation
(FDIC), the Federal Reserve Board or any other agency. An investment in this annuity involves investment risks, including possible loss of value. -

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. PLEASE
READ THIS PROSPECTUS AND THE CURRENT PROSPECTUS FOR THE UNDERLYING MUTUAL FUNDS.
KEEP THEM FOR FUTURE REFERENCE. -

FOR FURTHER INFORMATION CALL 1-800-680-8920.

Prospectus Dated: May 1, 2003              Statement of Additional Information Dated: May 1, 2003
WFVAPEXPROS- (05/2003)                                                                WFVAPEXPROS

PLEASE SEE OUR PRIVACY POLICY ATTACHED TO THE BACK COVER OF THIS PROSPECTUS.

WHAT ARE SOME OF THE KEY FEATURES OF THIS ANNUITY?

|X|  This Annuity is a "flexible premium deferred annuity." It is called
     "flexible premium" because you have considerable flexibility in the timing and amount of premium payments. Generally, investors "defer" receiving annuity payments until after an accumulation period.

|X|  This Annuity offers both variable and fixed investment options. If you allocate your Account Value to variable investment options, the value of your Annuity will vary daily to reflect the investment performance of the underlying investment options. Fixed investment options of different durations are offered that are guaranteed by us, but may have a Market
     Value Adjustment if you withdraw or transfer your Account Value before the
     Maturity Date.

|X|  The Annuity features two distinct periods - the accumulation period and the payout period. During the accumulation period your Account Value is allocated to one or more investment options. The variable investment options, each a Sub-account of American Skandia Life Assurance Corporation
     Variable Account B, invest in an underlying mutual fund portfolio.
     Currently, portfolios of the following underlying mutual funds are being offered: Wells Fargo Variable Trust, American Skandia Trust, Montgomery
     Variable Series and INVESCO Variable Investment Funds, Inc.

|X|  During the payout period, commonly called "annuitization," you can elect to receive annuity payments (1) for life; (2) for life with a guaranteed minimum number of payments; (3) based on joint lives; or (4) for a guaranteed number of payments. We currently make annuity payments available on a fixed or variable basis.

|X|  This Annuity offers a basic Death Benefit. It also offers optional Death
     Benefits that provide an enhanced level of protection for your beneficiary(ies) for an additional charge.

|X|  You are allowed to withdraw a limited amount of money from your Annuity on an annual basis without any charges. Other product features allow you to access your Account Value as necessary, although a charge may apply. After
     Annuity Year 4, you are allowed to make unlimited withdrawals from your
     Annuity without any charges.

|X|  Transfers between investment options are tax-free. Currently, you may make twenty transfers each year free of charge. We also offer several programs that enable you to manage your Account Value as your financial needs and investment performance change.

HOW DO I PURCHASE THIS ANNUITY?

We sell the Annuity through licensed, registered investment professionals. You must complete an application and submit a minimum initial purchase payment of
$10,000. We may allow you to make a lower initial purchase payment provided you establish a bank drafting program under which purchase payments received in the first Annuity Year total at least $10,000. If the Annuity is owned by an individual or individuals, the oldest of those persons must be age 85 or under.
If the Annuity is owned by an entity, the annuitant must be age 85 or under.

  WHAT TAX CONSIDERATIONS ARE THERE FOR TAX-QUALIFIED RETIREMENT PLANS OR QUALIFIED

APPENDIX E - DESCRIPTION AND CALCULATION OF THE ENHANCED BENEFICIARY PROTECTION OPTIONAL
 DEATH BENEFIT AND THE GUARANTEED MINIMUM DEATH BENEFIT.........................................................................1

                               GLOSSARY OF TERMS

Many terms used within this Prospectus are described within the text where they appear. The description of those terms are not repeated in this Glossary of
Terms.

Account Value: The value of each allocation to a Sub-account or a Fixed
Allocation prior to the Annuity Date, plus any earnings, and/or less any losses, distributions and charges. The Account Value is calculated before we assess any applicable Contingent Deferred Sales Charge ("CDSC") and/or any Annual
Maintenance Fee. The Account Value is determined separately for each Sub-account and for each Fixed Allocation, and then totaled to determine the Account Value for your entire Annuity. The Account Value of each Fixed Allocation on other than its Maturity Date may be calculated using a market value adjustment.

Annuitization: The application of Account Value to one of the available annuity options for the Annuitant to begin receiving periodic payments for life, for a guaranteed minimum number of payments or for life with a guaranteed minimum number of payments.

Annuity Date: The date you choose for annuity payments to commence. A maximum
Annuity Date may apply.

Annuity Year: A 12-month period commencing on the Issue Date of the Annuity and each successive 12-month period thereafter.

Code: The Internal Revenue Code of 1986, as amended from time to time.

Fixed Allocation: An allocation of Account Value that is to be credited a fixed rate of interest for a specified Guarantee Period during the accumulation period.

Guarantee Period: A period of time during the accumulation period where we credit a fixed rate of interest on a Fixed Allocation.

Interim Value: The value of a Fixed Allocation on any date other than the
Maturity Date. The Interim Value is equal to the initial value allocated to the
Fixed Allocation plus all interest credited to the Fixed Allocation as of the date calculated, less any transfers or withdrawals from the Fixed Allocation.

Issue Date: The effective date of your Annuity.

MVA: A market value adjustment used in the determination of Account Value of each Fixed Allocation on a day more than 30 days prior to the Maturity Date of such Fixed Allocation.

Owner: With an Annuity issued as an individual annuity contract, the Owner is either an eligible entity or person named as having ownership rights in relation to the Annuity. With an Annuity issued as a certificate under a group annuity contract, the "Owner" refers to the person or entity who has the rights and benefits designated as to the "Participant" in the certificate.

Surrender Value: The value of your Annuity available upon surrender prior to the
Annuity Date. It equals the Account Value as of the date we price the surrender minus any applicable CDSC, Annual Maintenance Fee, Tax Charge and the charge for any optional benefits.

Unit: A measure used to calculate your Account Value in a Sub-account during the accumulation period.

Valuation Day: Every day the New York Stock Exchange is open for trading or any other day the Securities and Exchange Commission requires mutual funds or unit investment trusts to be valued.

SUMMARY OF CONTRACT FEES AND CHARGES

Below is a summary of the fees and charges for the Annuity. Some fees and charges are assessed against your Annuity while others are assessed against assets allocated to the variable investment options. The fees and charges that are assessed against the Annuity include the Contingent Deferred Sales Charge,
Transfer Fee and Annual Maintenance Fee. The charges that are assessed against the variable investment options are the Insurance Charge, which is the combination of a mortality and expense risk charge, a charge for administration of the Annuity, and the charge for any optional benefits you elect. Each underlying mutual fund portfolio assesses a charge for investment management, other expenses and with some mutual funds, a 12b-1 charge. The prospectus for each underlying mutual fund provides more detailed information about the expenses for the underlying mutual funds. Tax charges may vary by state and in certain states, a premium tax charge may be applicable. All of these fees and charges are described in more detail within this Prospectus.

The following table provides a summary of the fees and charges you will incur if you surrender the Annuity or transfer Account Value among investment options.
These fees and charges are described in more detail within this Prospectus.

YOUR TRANSACTION FEES AND CHARGES
-------------------------------------------------------------------------------
(assessed against the Annuity)
-------------------------------------------------------------------------------
FEE/CHARGE                                                      AMOUNT DEDUCTED
-------------------------------------------------------------------------------
Contingent Deferred Sales Charge*                                    8.5%
The charge is a percentage of each applicable Purchase Payment deducted upon surrender or withdrawal. The period is measured from the Issue Date of the Annuity.
-------------------------------------------------------------------------------
Transfer Fee                                                       $10.00
(Deducted after the 20th transfer each Annuity Year)
-------------------------------------------------------------------------------

*    The following are the Contingent Deferred Sales Charges (as a percentage of each applicable Purchase Payment) upon surrender or withdrawal.

Yr. 1     Yr. 2    Yr. 3     Yr. 4     Yrs. 5+
-------- -------- --------  --------  --------
8.5%      8.0%      7.0%      6.0%     0.0%

The following table provides a summary of the periodic fees and charges you will incur while you own the Annuity, excluding the underlying mutual fund Portfolio annual expenses. These fees and charges are described in more detail within this
Prospectus.

-------------------------------------------------------------------------------
YOUR PERIODIC FEES AND CHARGES
-------------------------------------------------------------------------------
ANNUAL FEES/CHARGES ASSESSED AGAINT THE ANNUITY
-------------------------------------------------------------------------------
FEE/CHARGE                                                Amount Deducted
-------------------------------------------------------------------------------
Annual Maintenance Fee                                    Smaller of $35 or
(Only applicable if Account Value is less than $100,000)  2% of Account Value
(Assessed annually on the Annuity's anniversary date
or upon surrender)
-------------------------------------------------------------------------------
ANNUAL FEES/CHARGES OF THE SUB-ACCOUNTS*
-------------------------------------------------------------------------------
(as a percentage of the average daily net assets of the Sub-accounts)
-------------------------------------------------------------------------------
FEE/CHARGE                                                Amount Deducted
-------------------------------------------------------------------------------
Mortality & Expense Risk Charge                               1.25%
-------------------------------------------------------------------------------
Administration Charge                                         0.15%
-------------------------------------------------------------------------------
Total Annual Charges of the Sub-accounts**                1.40% per year of the
                                                          value of each
                                                          Sub-account
-------------------------------------------------------------------------------

*    These charges are deducted daily and apply to Variable Investment Options only.

**   The combination of the Mortality and Expense Risk Charges and
     Administration Charge is referred to as the "Insurance Charge" elsewhere in this Prospectus.

The following table provides a summary of the fees and charges you will incur if you elect any of the following optional benefits. These fees and charges are described in more detail within this Prospectus.

-----------------------------------------------------------------------------------------------------------------------------------
YOUR OPTIONAL BENEFIT FEES AND CHARGES
-----------------------------------------------------------------------------------------------------------------------------------
Optional Benefit                                                                                  Optional         Total Annual
Fee/Charge                                                                                         Benefit            Charge*
-----------------------------------------------------------------------------------------------------------------------------------
GUARANTEED RETURN OPTION                                                                                              1.65%
We offer a program that guarantees a "return of premium" at a future date, while             0.25% of average
allowing you to allocate all or a portion of your Account Value to the Sub-accounts of      daily net assets of
your choice.                                                                                  the Sub-accounts
-----------------------------------------------------------------------------------------------------------------------------------
ENHANCED BENEFICIARY PROTECTION DEATH BENEFIT                                                                         1.65%
We offer an Optional  Death  Benefit that provides an enhanced  level of  protection  for     0.25% of average
your  beneficiary(ies)  by providing  amounts in addition to the basic Death Benefit that   daily net assets of
can be used to offset  federal  and state  taxes  payable  on any  taxable  gains in your     the Sub-accounts
Annuity at the time of your death.
-----------------------------------------------------------------------------------------------------------------------------------
HIGHEST ANNIVERSARY VALUE DEATH BENEFIT
We offer an Optional  Death  Benefit that provides an enhanced  level of  protection  for     0.25% of average
your  beneficiary(ies)  by  providing a death  benefit  equal to the greater of the basic   daily net assets of       1.65%
Death Benefit or the Highest Anniversary Value.                                               the Sub-accounts
-----------------------------------------------------------------------------------------------------------------------------------

Please refer to the section of the Prospectus that describes each optional benefit for a complete description of the benefit, including any restrictions or limitations that may apply.

*    The Total Annual Charge includes the Insurance Charge assessed against the
     Annuity. If you elect more than one optional benefit, the Total Annual
     Charge includes the charge for each optional benefit.

The following table provides the range (minimum and maximum) of the total annual expenses for the underlying mutual funds ("Portfolios") as of December 31, 2002.
Each figure is stated as a percentage of the underlying Portfolio's average daily net assets.

-------------------------------------------------------------------------------
Total Annual Portfolio Operating Expenses
-------------------------------------------------------------------------------
                                                  Minimum             Maximum
-------------------------------------------------------------------------------
Total Portfolio Operating Expense                   0.80%              3.14%
-------------------------------------------------------------------------------

The following are the investment management fees, other expenses, 12b-1 fees (if applicable), and the total annual expenses for each underlying mutual fund
("Portfolio") as of December 31, 2002, except as noted. Each figure is stated as a percentage of the underlying Portfolio's average daily net assets. For certain of the underlying Portfolios, a portion of the management fee is being waived and/or other expenses are being partially reimbursed. "N/A" indicates that no portion of the management fee and/or other expenses is being waived and/or reimbursed. The "Net Annual Portfolio Operating Expenses" reflect the combination of the underlying Portfolio's investment management fee, other expenses and any 12b-1 fees, net of any fee waivers and expense reimbursements.
The following expenses are deducted by the underlying Portfolio before it provides American Skandia with the daily net asset value. Any footnotes about expenses appear after the list of all the Portfolios. The underlying Portfolio information was provided by the underlying mutual funds and has not been independently verified by us. See the prospectuses or statements of additional information of the underlying Portfolios for further details. The current prospectus and statement of additional information for the underlying Portfolios can be obtained by calling 1-800-680-8920.

--------------------------------------------------------------------------------------------------------------------------
UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES
(as a percentage of the average net assets of the underlying Portfolios)
--------------------------------------------------------------------------------------------------------------------------
                                                                                 Total Annual                   Net Annual
                                                                                  Portfolio      Fee Waivers     Portfolio
                                            Management    Other                   Operating      and Expense     Operating
 UNDERLYING PORTFOLIO                         Fees       Expenses   12b-1 Fees     Expenses     Reimbursement    Expenses
--------------------------------------------------------------------------------------------------------------------------
Wells Fargo Variable Trust:
International Equity                           0.75%       2.14%       0.25%         3.14%          2.14%         1.00%
Small Cap Growth                               0.75%       0.33%       0.25%         1.33%          0.13%         1.20%
Growth                                         0.55%       0.35%       0.25%         1.15%          0.15%         1.00%
Large Company Growth                           0.55%       0.29%       0.25%         1.09%          0.09%         1.00%
Equity Value                                   0.55%       0.48%       0.25%         1.28%          0.28%         1.00%
Equity Income                                  0.55%       0.30%       0.25%         1.10%          0.10%         1.00%
Asset Allocation                               0.55%       0.23%       0.25%         1.03%          0.03%         1.00%
Total Return Bond /1/                          0.45%       0.33%       0.25%         1.03%          0.13%         0.90%
Money Market                                   0.40%       0.32%       0.25%         0.97%          0.22%         0.75%
American Skandia Trust: /2/
AST William Blair International Growth         1.00%       0.23%       0.10%         1.33%          0.10%         1.23%
AST American Century International Growth      1.00%       0.25%       0.00%         1.25%          0.00%         1.25%
AST PBHG Small-Cap Growth                      0.90%       0.22%       0.11%         1.23%          0.00%         1.23%
AST DeAM Small-Cap Growth                      0.95%       0.20%       0.00%         1.15%          0.15%         1.00%
AST Goldman Sachs Small-Cap Value              0.95%       0.21%       0.11%         1.27%          0.00%         1.27%
AST Gabelli Small-Cap Value                    0.90%       0.19%       0.01%         1.10%          0.00%         1.10%
AST Goldman Sachs Mid-Cap Growth               1.00%       0.26%       0.07%         1.33%          0.10%         1.23%
AST Neuberger Berman Mid-Cap Growth            0.90%       0.20%       0.06%         1.16%          0.00%         1.16%
AST Neuberger Berman Mid-Cap Value             0.90%       0.17%       0.09%         1.16%          0.00%         1.16%
AST Alger All-Cap Growth                       0.95%       0.19%       0.15%         1.29%          0.00%         1.29%
AST MFS Growth                                 0.90%       0.18%       0.10%         1.18%          0.00%         1.18%
AST Marsico Capital Growth                     0.90%       0.16%       0.04%         1.10%          0.01%         1.09%
AST Goldman Sachs Concentrated Growth          0.90%       0.15%       0.04%         1.09%          0.06%         1.03%
AST Cohen & Steers Realty                      1.00%       0.23%       0.03%         1.26%          0.00%         1.26%
AST American Century Income & Growth           0.75%       0.23%       0.00%         0.98%          0.00%         0.98%
AST INVESCO Capital Income                     0.75%       0.17%       0.03%         0.95%          0.00%         0.95%
AST PIMCO Total Return Bond                    0.65%       0.15%       0.00%         0.80%          0.02%         0.78%
AST PIMCO Limited Maturity Bond                0.65%       0.18%       0.00%         0.83%          0.00%         0.83%
Montgomery Variable Series:
Emerging Markets                               1.25%       0.43%       0.00%         1.68%          0.00%         1.68%
INVESCO Variable Investment Funds, Inc.:
Technology                                     0.75%       0.36%       0.00%         1.11%          0.00%         1.11%
Health Sciences                                0.75%       0.32%       0.00%         1.07%          0.00%         1.07%
--------------------------------------------------------------------------------------------------------------------------

/1/  Effective May 1, 2003, the Wells Fargo Variable Trust Corporate Bond
     portfolio changed its name to the Wells Fargo Variable Trust Total Return
     Bond portfolio. The name change was made in conjunction with a change in investment strategy.

/2/  The Investment Manager of American Skandia Trust (the "Trust") has agreed to reimburse and/or waive fees for certain Portfolios until at least April
     30, 2004. The caption "Total Annual Portfolio Operating Expenses" reflects the Portfolios' fees and expenses before such waivers and reimbursements, while the caption "Net Annual Portfolio Operating Expenses" reflects the effect of such waivers and reimbursements. The Trust adopted a Distribution
     Plan (the "Distribution Plan") under Rule 12b-1 of the Investment Company
     Act of 1940 to permit an affiliate of the Trust's Investment Manager to receive brokerage commissions in connection with purchases and sales of securities held by Portfolios of the Trust, and to use these commissions to promote the sale of shares of such Portfolios. While the brokerage commission rates and amounts paid by the various Portfolios are not expected to increase as a result of the Distribution Plan, the staff of the
     Securities and Exchange Commission takes the position that commission amounts received under the Distribution Plan should be reflected as distribution expenses of the Portfolios. The Distribution Fee estimates are derived and annualized from data regarding commission amounts directed under the Distribution Plan. Although there are no maximum amounts allowable, actual commission amounts directed under the Distribution Plan will vary and the amounts directed during the last full fiscal year of the
     Plan's operations may differ from the amounts listed in the above chart.

EXPENSE EXAMPLES

These examples are designed to assist you in understanding the various expenses you may incur with the Annuity over certain periods of time based on specific assumptions. The examples reflect the Contingent Deferred Sales Charges (when applicable), Annual Maintenance Fee (when applicable), Insurance Charge, and the maximum total annual portfolio operating expenses for the underlying Portfolio
(shown above), as well as the charges for the optional benefits that are offered under the Annuity. The Securities and Exchange Commission ("SEC") requires these examples.

Below are examples showing what you would pay in expenses at the end of the stated time periods for each Sub-account had you invested $10,000 in the Annuity and received a 5% annual return on assets, and elected all optional benefits available.

The examples shown assume that: (a) you only allocate Account Value to the
Sub-account with the maximum total annual portfolio operating expenses for the underlying Portfolio (shown above), not to a Fixed Allocation; (b) the Insurance
Charge is assessed as 1.40% per year; (c) the Annual Maintenance Fee (when applicable) is reflected as an asset-based charge based on an assumed average contract size; (d) you make no withdrawals of Account Value during the period shown; (e) you make no transfers, withdrawals, surrender or other transactions for which we charge a fee for during the period shown; (f) no tax charge applies; (g) the maximum total annual portfolio operating expenses for the underlying Portfolio (shown above) are reflected; and (h) the charge for each optional benefit is reflected as an additional charge equal to 0.25% per year, respectively, for the Guaranteed Return Option, the Enhanced Beneficiary
Protection and the Highest Anniversary Value Death Benefit. Amounts shown in the examples are rounded to the nearest dollar.

Expense Examples are provided as follows: 1.) if you surrender the Annuity at the end of the stated time period; 2.) if you annuitize at the end of the stated
time period; and 3.) if you do not surrender your Annuity.

THE EXAMPLES ARE ILLUSTRATIVE ONLY - THEY SHOULD NOT BE CONSIDERED A
REPRESENTATION OF PAST OR FUTURE EXPENSES OF THE UNDERLYING MUTUAL FUNDS OR
THEIR PORTFOLIOS - ACTUAL EXPENSES WILL BE LESS THAN THOSE SHOWN IF YOU DO NOT
ELECT ALL OF THE OPTIONAL BENEFITS AVAILABLE OR IF YOU ALLOCATE ACCOUNT VALUE TO
ANY OTHER AVAILABLE SUB-ACCOUNTS.

If your Account Value is less than $100,000, so that the Annual Maintenance Fee does apply. Please see the description below regarding how the Expense Examples change for Annuities with Account Value greater than $100,000.

If you surrender your contract at the end of the applicable time period:

------------   ------------   ---------------   ---------------
1 year         3 years        5 years           10 years
------------   ------------   ---------------   ---------------
1399           2338           2713              5344

If you annuitize at the end of the applicable time period:

1 year         3 years        5 years           10 years
------------   ------------   ---------------   ---------------
549            1638           2713              5344
------------   ------------   ---------------   ---------------

If you do not surrender your contract:

1 year         3 years        5 years           10 years
------------   ------------   ---------------   ---------------
549            1638           2713              5344
------------   ------------   ---------------   ---------------

The Expense Examples shown above assume your Account Value is less than $100,000 so that the Annual Maintenance Fee applies. If your Account Value is greater than $100,000 such that the Annual Maintenance Fee does not apply, the amounts indicated in the Expense Examples shown above would be reduced.

                               INVESTMENT OPTIONS

WHAT ARE THE INVESTMENT OBJECTIVES AND POLICIES OF THE PORTFOLIOS?

Each variable investment option is a Sub-account of American Skandia Life
Assurance Corporation Variable Account B (see "What are Separate Accounts" for
more detailed information.) Each Sub-account invests exclusively in one
Portfolio. You should carefully read the prospectus for any Portfolio in which you are interested. The following chart classifies each of the Portfolios based on our assessment of their investment style (as of the date of this Prospectus).
The chart also provides a description of each Portfolio's investment objective
(in italics) and a short, summary description of their key policies to assist you in determining which Portfolios may be of interest to you. There is no guarantee that any underlying Portfolio will meet its investment objective.

The name of the advisor/sub-advisor for each Portfolio appears next to the description. Those Portfolios whose name includes the prefix "AST" are
Portfolios of American Skandia Trust. The investment manager for AST is American
Skandia Investment Services, Incorporated, an affiliated company of American
Skandia. However, a sub-advisor, as noted below, is engaged to conduct day-to-day investment decisions.

The Portfolios are not publicly traded mutual funds. They are only available as investment options in variable annuity contracts and variable life insurance policies issued by insurance companies, or in some cases, to participants in certain qualified retirement plans. However, some of the Portfolios available as
Sub-accounts under the Annuity are managed by the same portfolio advisor or sub-advisor as a retail mutual fund of the same or similar name that the
Portfolio may have been modeled after at its inception. Certain retail mutual funds may also have been modeled after a Portfolio. While the investment objective and policies of the retail mutual funds and the Portfolios may be substantially similar, the actual investments will differ to varying degrees.
Differences in the performance of the funds can be expected, and in some cases could be substantial. You should not compare the performance of a publicly traded mutual fund with the performance of any similarly named Portfolio offered as a Sub-account. Details about the investment objectives, policies, risks, costs and management of the Portfolios are found in the prospectuses for the underlying mutual funds. The current prospectus and statement of additional information for the underlying Portfolios can be obtained by calling
1-800-766-4530.

Effective close of business June 28, 2002, the AST Goldman Sachs Small-Cap Value
portfolio is no longer offered as a Sub-account under the Annuity, except as noted below. Annuity contracts with Account Value allocated to the AST Goldman
Sachs Small-Cap Value Sub-account on or before June 28, 2002 may continue to allocate Account Value and make transfers into the AST Goldman Sachs Small-Cap
Value Sub-account, including any bank drafting, dollar cost averaging, asset allocation and rebalancing programs. Owners of Annuities issued after June 28,
2002 will not be allowed to allocate Account Value to the AST Goldman Sachs
Small-Cap Value Sub-account.

The AST Goldman Sachs Small-Cap Value Sub-account may be offered to new contract
Owners at some future date; however, at the present time, American Skandia has no intention to do so.

Please refer to Appendix B for certain required financial information related to the historical performance of the Sub-accounts.

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                                                                                                                    PORTFOLIO
STYLE/                                                                                                               ADVISOR/
TYPE                                         INVESTMENT OBJECTIVES/POLICIES                                        SUB-ADVISOR
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INTER-NATIONAL WFVT International Equity: seeks total return, with an emphasis on capital  appreciation,  over    Wells Fargo Funds
EQUITY         the  long-term.  The Portfolio  pursues its  objective by investing  primarily in a diversified    Management, LLC
               portfolio of equity  securities  of  companies  based in developed  non-U.S.  countries  and in emerging markets of the world. Under normal market  conditions,  the Portfolio invests at least
               80% of its total  assets in equity  securities  of companies  located or operating  outside the
               U.S. and in a minimum of five  countries  exclusive of the U.S. The  Portfolio may invest up to
               50% of its total assets in any one country and up to 25% of total  assets in emerging  markets.
               Generally,  the  Portfolio  invests in issuers  with an average  market  capitalization  of $10 billion  or  more,  although  it may  invest  in  equity  securities  of  issuers  with  market capitalization as low as $250 million.
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SMALL CAP      WFVT Small Cap  Growth:  seeks  long-term  capital  appreciation.  The  Portfolio  pursues  its    Wells Fargo Funds
EQUITY         objective by investing in a diversified  portfolio of common  stocks issued by companies  whose    Management, LLC
               market  capitalization  falls with the range of the Russell 2000 Index.  The Portfolio  invests in common stocks of domestic and foreign  companies that the Investment  Advisor  believes have above-average  prospects  for capital  growth,  or that may be  involved  in new or  innovative products,  services and processes.  Under normal market conditions, the Portfolio invests in an actively managed, broadly diversified portfolio of small-cap  growth-oriented common stocks and in at least 20 common stock issues spread across  multiple  industry  groups and sectors of the economy.
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LARGE CAP      WFVT Growth: seeks  long-term  capital  appreciation.  The Portfolio  pursues its objective by     Wells Fargo Funds
EQUITY         investing  primarily in common  stocks and other  equity  securities  of companies  that have a    Management, LLC
               strong earnings growth trend that the Investment Advisor believes have above-average  prospects for future  growth.  Under normal  market  conditions,  the  Portfolio  invests at least 65% of total  assets in equity  securities,  including  common and  preferred  stocks  and  securities convertible  into common stocks.  The investment  strategy is focused on larger  capitalization stocks that fall within, but towards the higher end of, the range of the Russell 1000 Index.
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LARGE CAP      WFVT Large Company Growth:  seeks long-term  capital  appreciation.  The Portfolio  pursues its    Wells Fargo Funds
EQUITY         objective by investing  primarily in common stocks of large,  high-quality  domestic  companies    Management, LLC
               that the Investment  Advisor believes have superior growth  potential.  The Investment  Advisor looks for companies  whose growth  potential is generally  unrecognized  or misperceived by the market.  The  Portfolio  may invest,  under  normal  market  conditions,  at least 80% of total assets in securities with market  capitalizations of $3 billion or more, and up to 20% of total assets in securities of foreign companies..
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LARGE CAP      WFVT Equity Value:  seeks long-term  capital  appreciation and  above-average  dividend income.    Wells Fargo Funds
EQUITY         The  Portfolio  pursues its  objective by  investing  primarily  in equity  securities  of U.S.    Management, LLC
               companies  with strong  return  potential  based on current  market  valuations.  Under  normal circumstances,  the Portfolio  invests at least 80% of its assets in equity securities with the same  characteristics  as common stocks, and in preferred stocks,  warrants,  and securities of foreign companies through ADRs and similar investments.
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EQUITY INCOME  WFVT Equity Income:  seeks long-term capital  appreciation and  above-average  dividend income.    Wells Fargo Funds
               The  Portfolio  pursues its  objective  primarily by  investing in the common  stocks of large,    Management, LLC
               domestic companies with  above-average  return potential based on current market valuations and above-average  dividend income. Under normal market conditions,  the Portfolio invests at least
               80% of its total assets in income producing  equity  securities and in issues of companies with market capitalizations of $3 billion or more.
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ASSET          WFVT Asset  Allocation:  seeks  long-term total return,  consistent  with reasonable  risk. The    Wells Capital
ALLOCATION     Portfolio  pursues its objective by allocating and  reallocating its assets among common stocks    Management
               and U.S.  Treasury Bonds.  The Investment  Advisor manages the allocation of investments in the    Incorporated
               Portfolio  assuming a  "neutral"  target  allocation  of 60%  stocks  and 40% bonds.  The stock portion of the  Portfolio is invested to replicate the  weightings  of each company  comprising the S&P 500 Index.  The bond  portion of the  Portfolio  is  invested to  replicate  the Lehman
               Brothers 20+ Year Treasury Index.
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                                                                                                                     PORTFOLIO
STYLE/                                                                                                               ADVISOR/
TYPE                                          INVESTMENT OBJECTIVES/POLICIES                                        SUB-ADVISOR
-----------------------------------------------------------------------------------------------------------------------------------
BOND            WFVT Total Return Bond (f/k/a WFVT  Corporate  Bond):  seeks total return  consisting of income    Wells Fargo Funds
                and capital  appreciation.  The  Portfolio  pursues its objective by investing  principally  in    Management, LLC
                investment-grade debt securities,  which include U.S. Government obligations,  corporate bonds,
                asset-backed  securities  and  money  market  instruments.  Under  normal  circumstances,   the
                Portfolio will invest at least 80% of its assets in bonds.
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                WFVT Money Market: seeks high current  income,  while  preserving  capital and liquidity.  The
                Investment  Advisor  actively  manages a  portfolio  of U.S.  dollar-denominated  high-quality,    Wells Fargo Funds
MONEY MARKET    short-term  money market  instruments.  They also make  certain  other  investments,  including    Management, LLC
                repurchase agreements.
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INTERNATIONAL   AST William Blair  International  Growth (f/k/a AST Janus  Overseas  Growth):  seeks  long-term    William Blair &
EQUITY          growth of capital.  The  Portfolio  pursues its  objective  primarily  through  investments  in    Company, L.L.C.
                equity  securities  of issuers  located  outside  the United  States.  The  Portfolio  normally invests at least 80% of its total assets in securities of issuers from at least five  different countries,  excluding the United States.  The Portfolio invests primarily in companies selected for their growth  potential.  Securities are generally  selected  without regard to any defined allocation among countries,  geographic regions or industry sectors, or other similar selection procedure.
-----------------------------------------------------------------------------------------------------------------------------------
INTERNATIONAL   AST American Century  International  Growth:  seeks capital growth.  The Portfolio will seek to    American Century
EQUITY          achieve its investment  objective by investing  primarily in equity securities of international    Investment
                companies  that the  Sub-advisor  believes  will  increase  in value  over time.  Under  normal    Management, Inc.
                conditions,  the  Portfolio  will  invest at least 65% of its  assets in equity  securities  of issuers from at least three  countries  outside of the United States.  The  Sub-advisor  uses a growth  investment  strategy it developed  that looks for  companies  with earnings and revenue growth.  The  Sub-advisor  will  consider  a  number  of other  factors  in  making  investment selections,  including the prospects for relative  economic  growth among countries or regions, economic and political  conditions,  expected inflation rates,  currency exchange  fluctuations and tax considerations.
-----------------------------------------------------------------------------------------------------------------------------------
SMALL CAP       AST PBHG Small-Cap  Growth:  seeks  capital  growth.  The  Portfolio  pursues its objective by     Pilgrim Baxter &
GROWTH          primarily  investing  at  least  80% of the  value  of its  assets  in  the  common  stocks  of    Associates, Ltd.
                small-sized  companies,  whose market  capitalizations are similar to market capitalizations of the  companies  in the  Russell  2000(R)Index at the time of the  Portfolio's  investment.  The
                Sub-advisor  expects to focus primarily on those  securities  whose market  capitalizations  or annual revenues are less than $1billion at the time of purchase.
-----------------------------------------------------------------------------------------------------------------------------------
SMALL CAP       AST DeAM  Small-Cap  Growth:  seeks maximum  growth of  investors'  capital from a portfolio of    Deutsche Asset
GROWTH          growth  stocks of  smaller  companies.  The  Portfolio  pursues  its  objective,  under  normal    Management, Inc.
                circumstances,  by  primarily  investing  at  least  80%  of its  total  assets  in the  equity
                securities  of  small-sized   companies  included  in  the  Russell  2000  Growth(R)Index.  The
                Sub-advisor  employs  an  investment  strategy  designed  to  maintain  a  portfolio  of equity securities  which  approximates  the market risk of those  stocks  included in the Russell 2000
                Growth(R)Index, but which attempts to outperform the Russell 2000 Growth(R)Index.
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SMALL CAP VALUE AST Goldman Sachs Small-Cap Value:  seeks long-term  capital  appreciation.  The Portfolio will    Goldman Sachs
                seek its objective through  investments  primarily in equity securities that are believed to be    Asset Management
                undervalued in the marketplace.  The Portfolio  primarily seeks companies that are small-sized, based on the value of their  outstanding  stock.  The  Portfolio  will  have a  non-fundamental policy to invest, under normal circumstances,  at least 80% of the value of its assets in small capitalization  companies.  The 80%  investment  requirement  applies at the time the Portfolio invests  its  assets.  The  Portfolio  generally  defines  small  capitalization  companies  as companies with a capitalization of $5 billion or less.
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                                                                                                                     PORTFOLIO
STYLE/                                                                                                               ADVISOR/
TYPE                                          INVESTMENT OBJECTIVES/POLICIES                                        SUB-ADVISOR
-----------------------------------------------------------------------------------------------------------------------------------
SMALL CAP VALUE AST Gabelli Small-Cap Value:  seeks to provide long-term capital growth by investing  primarily    GAMCO
                in  small-capitalization  stocks  that  appear to be  undervalued.  The  Portfolio  will have a    Investors, Inc.
                non-fundamental policy to invest, under normal circumstances,  at least 80% of the value of its assets in small capitalization  companies.  The 80% investment  requirement applies at the time the  Portfolio  invests  its assets.  The  Portfolio  generally  defines  small  capitalization companies as those with a capitalization  of $1.5 billion or less.  Reflecting a value approach to  investing,  the Portfolio  will seek the stocks of companies  whose current stock prices do not appear to adequately reflect their underlying value as measured by assets,  earnings,  cash flow or business franchises.
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MID-CAP GROWTH  AST Goldman Sachs Mid-Cap  Growth (f/k/a AST Janus Mid-Cap  Growth):  seeks  long-term  capital    Goldman Sachs
                growth.  The  Portfolio  pursues its  investment  objective,  by investing  primarily in equity    Asset Management
                securities selected for their growth potential,  and normally invests at least 80% of the value of its assets in medium capitalization  companies. For purposes of the Portfolio,  medium-sized companies  are those whose market  capitalizations  (measured at the time of  investment)  fall within the range of  companies  in the  Standard & Poor's  MidCap  400 Index.  The  Sub-advisor seeks  to  identify  individual  companies  with  earnings  growth  potential  that  may not be recognized by the market at large.
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MID-CAP GROWTH  AST Neuberger  Berman Mid-Cap  Growth:  seeks capital growth.  Under normal market  conditions,    Neuberger Berman
                the Portfolio  primarily invests at least 80% of its net assets in the common stocks of mid-cap    Management Inc.
                companies.  For purposes of the Portfolio,  companies with equity market  capitalizations  that fall within the range of the Russell Midcap(R)Index,  at the time of investment,  are considered mid-cap  companies.  Some of the  Portfolio's  assets  may be  invested  in the  securities  of large-cap companies as well as in small-cap  companies.  The Sub-advisor looks for fast-growing companies that are in new or rapidly evolving industries.
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MID-CAP VALUE   AST Neuberger Berman Mid-Cap Value: seeks capital growth.  Under normal market conditions,  the    Neuberger Berman
                Portfolio  primarily  invests at least 80% of its net  assets in the  common  stocks of mid-cap    Management Inc.
                companies.  For purposes of the Portfolio,  companies with equity market  capitalizations  that fall within the range of the Russell  Midcap(R)Index at the time of investment  are  considered mid-cap  companies.  Some of the  Portfolio's  assets  may be  invested  in the  securities  of large-cap  companies as well as in small-cap  companies.  Under the Portfolio's  value-oriented investment  approach,  the Sub-advisor looks for well-managed  companies whose stock prices are undervalued and that may rise in price before other investors realize their worth.
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ALL-CAP         AST Alger All-Cap Growth:  seeks long-term  capital growth.  The Portfolio invests primarily in    Fred Alger
GROWTH          equity securities,  such as common or preferred stocks, that are listed on U.S. exchanges or in    Management, Inc.
                the  over-the-counter  market.  The Portfolio may invest in the equity  securities of companies of all sizes,  and may emphasize  either  larger or smaller  companies at a given time based on the Sub-advisor's assessment of particular companies and market conditions.
-----------------------------------------------------------------------------------------------------------------------------------
LARGE CAP       AST MFS  Growth:  seeks  long-term  capital  growth  and future  income.  Under  normal  market    Massachusetts
GROWTH          conditions,  the  Portfolio  invests  at least 80% of its total  assets  in common  stocks  and    Financial
                related securities,  such as preferred stocks,  convertible securities and depositary receipts,    Services Company
                of companies that the  Sub-advisor  believes offer better than average  prospects for long-term growth.  The Sub-advisor seeks to purchase  securities of companies that it considers  well-run and  poised  for  growth.  The  Portfolio  may  invest up to 35% of its net  assets in  foreign securities.
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                                                                                                                     PORTFOLIO
STYLE/                                                                                                                ADVISOR/
TYPE                                          INVESTMENT OBJECTIVES/POLICIES                                        SUB-ADVISOR
-----------------------------------------------------------------------------------------------------------------------------------
LARGE CAP       AST Marsico  Capital  Growth:  seeks capital  growth.  Income  realization is not an investment    Marsico Capital
GROWTH          objective  and  any  income  realized  on  the  Portfolio's  investments,  therefore,  will  be    Management, LLC
                incidental to the Portfolio's  objective.  The Portfolio will pursue its objective by investing primarily in common stocks of larger,  more  established  companies.  In selecting  investments for the Portfolio,  the Sub-advisor uses an approach that combines "top down" economic analysis with "bottom up" stock selection.  The "top down" approach identifies  sectors,  industries and companies that should benefit from the trends the  Sub-advisor  has observed.  The  Sub-advisor then looks for individual  companies with earnings growth  potential that may not be recognized by the market at large, a "bottom up" stock selection.
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LARGE CAP       AST Goldman Sachs Concentrated  Growth (f/k/a AST JanCap Growth):  seeks growth of capital in a    Goldman Sachs
GROWTH          manner  consistent  with  the  preservation  of  capital.   Realization  of  income  is  not  a    Asset Management
                significant  investment  consideration and any income realized on the Portfolio's  investments, therefore,  will be  incidental to the  Portfolio's  objective.  The Portfolio  will pursue its objective  by investing  primarily  in equity  securities  of  companies  that the  Sub-advisor believes have  potential to achieve  capital  appreciation  over the  long-term.  The Portfolio seeks to achieve  its  investment  objective  by  investing,  under  normal  circumstances,  in approximately  30 - 45 companies  that are  considered by the  Sub-advisor to be positioned for long-term growth.
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REAL ESTATE     AST Cohen & Steers Realty:  seeks to maximize  total return  through  investment in real estate    Cohen & Steers
(REIT)          securities.  The  Portfolio  pursues  its  investment  objective  by  investing,  under  normal    Capital
                circumstances,  at least 80% of its net assets in  securities  of real  estate  issuers.  Under    Management, Inc.
                normal  circumstances,  the Portfolio will invest substantially all of its assets in the equity securities of real estate companies,  i.e., a company that derives at least 50% of its revenues from the ownership,  construction,  financing, management or sale of real estate or that has at least  50% of its  assets in real  estate.  Real  estate  companies  may  include  real  estate investment trusts or REITs.
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GROWTH          AST American  Century Income & Growth:  seeks capital growth with current income as a secondary    American Century
AND             objective.  The Portfolio  invests  primarily in common stocks that offer potential for capital    Investment
INCOME          growth,  and may,  consistent  with its  investment  objective,  invest  in stocks  that  offer    Management, Inc.
                potential for current income.  The  Sub-advisor  utilizes a quantitative  management  technique with a goal of building an equity  portfolio  that  provides  better  returns  than the S&P 500
                Index without taking on significant  additional risk and while  attempting to create a dividend yield that will be greater than the S&P 500 Index.
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EQUITY INCOME   AST INVESCO Capital Income (f/k/a AST INVESCO Equity Income):  seeks capital growth and current    INVESCO Funds
                income  while  following  sound  investment  practices.  The  Portfolio  seeks to  achieve  its    Group, Inc.
                objective by investing in  securities  that are expected to produce  relatively  high levels of income and consistent,  stable returns.  The Portfolio normally will invest at least 65% of its assets in  dividend-paying  common and preferred stocks of domestic and foreign issuers.  Up to
                30% of the  Portfolio's  assets may be  invested in equity  securities  that do not pay regular dividends.
-----------------------------------------------------------------------------------------------------------------------------------
BOND            AST PIMCO Total Return Bond:  seeks to maximize total return  consistent  with  preservation of    Pacific
                capital  and  prudent  investment  management.  The  Portfolio  will  invest  in a  diversified    Investment
                portfolio of fixed-income  securities of varying maturities.  The average portfolio duration of    Management
                the  Portfolio  generally  will  vary  within a three-  to  six-year  time  frame  based on the    Company LLC
                Sub-advisor's forecast for interest rates.
-----------------------------------------------------------------------------------------------------------------------------------
BOND            AST PIMCO Limited  Maturity Bond: seeks to maximize total return  consistent with  preservation    Pacific
                of capital  and prudent  investment  management.  The  Portfolio  will invest in a  diversified    Investment
                portfolio of fixed-income  securities of varying maturities.  The average portfolio duration of    Management
                the  Portfolio  generally  will  vary  within  a one- to  three-year  time  frame  based on the    Company LLC
                Sub-advisor's forecast for interest rates.
-----------------------------------------------------------------------------------------------------------------------------------

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                                                                                                                     PORTFOLIO
STYLE/                                                                                                                ADVISOR/
TYPE                                          INVESTMENT OBJECTIVES/POLICIES                                        SUB-ADVISOR
-----------------------------------------------------------------------------------------------------------------------------------
EMERGING        Montgomery  Variable Series - Emerging  Markets:  seeks long-term capital  appreciation,  under    Gartmore Global
MARKETS         normal  conditions  by investing at least 80% of its total assets in stocks of companies of any    Asset Management
                size based in the world's developing  economies.  Under normal market  conditions,  investments    Trust/Gartmore
                are  maintained  in at least six countries at all times and no more than 35% of total assets in    Global Partners
                any single one of them.
-----------------------------------------------------------------------------------------------------------------------------------
SECTOR          INVESCO Variable  Investment Funds - Technology:  seeks capital growth.  The Portfolio normally    INVESCO Funds
                invests  80% of its net assets in the  equity  securities  and  equity-related  instruments  of    Group, Inc.
                companies  engaged in  technology-related  industries.  These include,  but are not limited to, various applied technologies, hardware, software, semiconductors,  telecommunications equipment and services and service-related  companies in information  technology.  Many of these products and services are subject to rapid obsolescence,  which may lower market value of the securities of the  companies  in this  sector.  At any given time,  20% of the  Portfolio's  assets is not required to be invested in the sector.
-----------------------------------------------------------------------------------------------------------------------------------
SECTOR          INVESCO  Variable  Investment  Funds - Health  Sciences:  seeks capital  growth.  The Portfolio    INVESCO Funds
                normally  invests at least 80% of its net assets in the equity  securities  and  equity-related    Group, Inc.
                instruments of  companies that develop,  produce or distribute  products or services  related to health care. These companies  include,  but are not limited to, medical  equipment or supplies, pharmaceuticals,  biotechnology and healthcare  providers and service  companies.  At any given time, 20% of the Portfolio's assets is not required to be invested in the sector.
-----------------------------------------------------------------------------------------------------------------------------------

WHAT ARE THE FIXED INVESTMENT OPTIONS?

We offer fixed investment options of different durations during the accumulation period. These "Fixed Allocations" earn a guaranteed fixed rate of interest for a specified period of time, called the "Guarantee Period." In most states, we offer Fixed Allocations with Guarantee Periods from 1 to 10 years. We may also offer special purpose Fixed Allocations for use with certain optional investment programs. We guarantee the fixed rate for the entire Guarantee Period. However, if you withdraw or transfer Account Value before the end of the Guarantee
Period, we will adjust the value of your withdrawal or transfer based on a formula, called a "Market Value Adjustment." The Market Value Adjustment can
either be positive or negative, depending on the movement of applicable interest rates payable on Strips of the appropriate duration. Please refer to the section entitled "How does the Market Value Adjustment Work?" for a description of the formula along with examples of how it is calculated. You may allocate Account
Value to more than one Fixed Allocation at a time.

Fixed Allocations may not be available in all states. Availability of Fixed
Allocations is subject to change and may differ by state and by the annuity product you purchase. Please call American Skandia at 1-800-766-4530 to determine availability of Fixed Allocations in your state and for your annuity product.

FEES AND CHARGES

WHAT ARE THE CONTRACT FEES AND CHARGES?

Contingent Deferred Sales Charge: We do not deduct a sales charge from Purchase
Payments you make to your Annuity. However, we may deduct a Contingent Deferred
Sales Charge or CDSC if you surrender your Annuity or when you make a partial withdrawal. The CDSC reimburses us for expenses related to sales and distribution of the Annuity, including commissions, marketing materials and other promotional expenses. The CDSC is calculated as a percentage of your
Purchase Payment being surrendered or withdrawn during the applicable Annuity
Year. For purposes of calculating the CDSC, we consider the year following the
Issue Date of your Annuity as Year 1. The amount of the CDSC decreases over time, measured from the Issue Date of the Annuity. The CDSC percentages are shown below.

YEARS                1             2             3            4           5+
--------------   ----------   -----------   ----------   -----------   --------
CHARGE (%)          8.5%          8.0%         7.0%          6.0%         0.0%
--------------   ----------   -----------   ----------   -----------   --------

The CDSC period is based on the Issue Date of the Annuity, not on the date each
Purchase Payment is applied to the Annuity. Purchase Payments applied to the
Annuity after the Issue Date do not have their own CDSC period. During the first four (4) Annuity Years, under certain circumstances you can withdraw a limited amount of Account Value without paying a CDSC. This is referred to as a "Free
Withdrawal." After four (4) complete Annuity Years, you can surrender your
Annuity or make a partial withdrawal without a CDSC being deducted from the amount being withdrawn. Free Withdrawals are not treated as a withdrawal of
Purchase Payments for purposes of calculating the CDSC on a subsequent withdrawal or surrender. Withdrawals of amounts greater than the maximum Free
Withdrawal amount are treated as a withdrawal of Purchase Payments and will be assessed a CDSC during Annuity Years 1 through 4. For purposes of calculating the CDSC on a surrender or a partial withdrawal, the Purchase Payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior withdrawals under the Free Withdrawal provision or if your Account Value has declined in value due to negative market performance.

We may waive the CDSC under certain medically-related circumstances or when taking a Minimum Distribution from an Annuity purchased as a "qualified"
investment. Free Withdrawals, Medically-Related Surrenders and Minimum
Distributions are each explained more fully in the section entitled "Access to
Your Account Value".

Transfer Fee: Currently, you may make twenty (20) free transfers between investment options each Annuity Year. We will charge $10.00 for each transfer after the twentieth in each Annuity Year. We do not consider transfers made as part of a dollar cost averaging program when we count the twenty free transfers.
Transfers made as part of a rebalancing, market timing or third party investment advisory service will be subject to the twenty-transfer limit. However, all transfers made on the same day will be treated as one (1) transfer. Renewals or transfers of Account Value from a Fixed Allocation at the end of its Guarantee
Period are not subject to the Transfer Fee and are not counted toward the twenty free transfers. We may reduce the number of free transfers allowable each
Annuity Year (subject to a minimum of eight) without charging a Transfer Fee unless you make use of electronic means to transmit your transfer requests. We may eliminate the Transfer Fee for transfer requests transmitted electronically or through other means that reduce our processing costs.

Annual Maintenance Fee: During the accumulation period we deduct an Annual
Maintenance Fee. The Annual Maintenance Fee is $35.00 or 2% of your Account
Value invested in the variable investment options, whichever is less. This fee will be deducted annually on the anniversary of the Issue Date of your Annuity or, if you surrender your Annuity during the Annuity Year, the fee is deducted at the time of surrender. Currently, the Annual Maintenance Fee is only deducted if your Account Value is less than $100,000 on the anniversary of the Issue Date or at the time of surrender. We may increase the Annual Maintenance Fee.
However, any increase will only apply to Annuities issued after the date of the increase.

Tax Charges: Several states and some municipalities charge premium taxes or similar taxes. The amount of tax will vary from jurisdiction to jurisdiction and is subject to change. The tax charge currently ranges up to 3 1/2%. We generally will deduct the amount of tax payable at the time the tax is imposed, but may also decide to deduct tax charges from each Purchase Payment at the time of a withdrawal or surrender of your Annuity or at the time you elect to begin receiving annuity payments. We may assess a charge against the Sub-accounts and the Fixed Allocations equal to any taxes which may be imposed upon the separate accounts.

WHAT CHARGES APPLY SOLELY TO THE VARIABLE INVESTMENT OPTIONS?

Insurance Charge: We deduct an Insurance Charge daily against the average daily assets allocated to the Sub-accounts. The Insurance Charge is the combination of the Mortality & Expense Risk Charge (1.25%) and the Administration Charge
(0.15%). The total charge is equal to 1.40% on an annual basis. The Insurance
Charge is intended to compensate American Skandia for providing the insurance benefits under the Annuity, including the Annuity's basic death benefit that provides guaranteed benefits to your beneficiaries even if the market declines and the risk that persons we guarantee annuity payments to will live longer than our assumptions. The charge also covers administrative costs associated with providing the Annuity benefits, including preparation of the contract, confirmation statements, annual account statements and annual reports, legal and accounting fees as well as various related expenses. Finally, the charge covers the risk that our assumptions about the mortality risks and expenses under this
Annuity are incorrect and that we have agreed not to increase these charges over time despite our actual costs. We may increase the portion of the total
Insurance Charge that is deducted for administrative costs; however, any increase will only apply to Annuities issued after the date of the increase.

American Skandia may make a profit on the Insurance Charge if, over time, the actual cost of providing the guaranteed insurance obligations under the Annuity are less than the amount we deduct for the Insurance Charge. To the extent we make a profit on the Insurance Charge, such profit may be used for any other corporate purpose, including payment of other expenses that American Skandia incurs in promoting, distributing, issuing and administering the Annuity.

The Insurance Charge is not deducted against assets allocated to a Fixed
Allocation. However, the amount we credit to Fixed Allocations may also reflect similar assumptions about the insurance guarantees provided under the Annuity.

Optional Benefits: If you elect to purchase one or more optional benefits, we will deduct an additional charge on a daily basis from your Account Value allocated to the Sub-accounts. The charge for each optional benefit is deducted in addition to the Insurance Charge due to the increased insurance risk associated with the optional benefits. The additional charge is included in the daily calculation of the Unit Price for each Sub-account. Please refer to the section entitled "Death Benefit" for a description of the charge for each
Optional Death Benefit. Please refer to the section entitled "Managing Your
Account Value - Do you offer programs designed to guarantee a "return of premium" at a future date?" for a description of the charge for the Guaranteed
Return Option.

WHAT CHARGES ARE ASSESSED BY THE PORTFOLIOS?

We do not assess any charges directly against the Portfolios. However, each
Portfolio charges a total annual fee comprised of an investment management fee, operating expenses and any distribution and service (12b-1) fees that may apply.
These fees are deducted daily by each Portfolio before it provides American
Skandia with the net asset value as of the close of business each day. More detailed information about fees and charges can be found in the prospectuses for the Portfolios. Please also see "Service Fees Payable by Underlying Funds".

WHAT CHARGES APPLY TO THE FIXED ALLOCATIONS?

No specific fee or expenses are deducted when determining the rate we credit to a Fixed Allocation. However, for some of the same reasons that we deduct the
Insurance Charge against Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Allocations. Any
CDSC or Tax Charge applies to amounts that are taken from the variable investment options or the Fixed Allocations. A Market Value Adjustment may also apply to transfers, certain withdrawals, surrender or annuitization from a Fixed
Allocation.

WHAT CHARGES APPLY IF I CHOOSE AN ANNUITY PAYMENT OPTION?

In certain states a tax is due if and when you exercise your right to receive periodic annuity payments. The amount payable will depend on the applicable jurisdiction and on the annuity payment option you select. If you select a fixed payment option, the amount of each fixed payment will depend on the Account
Value of your Annuity when you elected to annuitize. There is no specific charge deducted from these payments; however, the amount of each annuity payment reflects assumptions about our insurance expenses. If you select a variable payment option that we may offer, then the amount of your benefits will reflect changes in the value of your Annuity and will continue to be subject to an insurance charge.

EXCEPTIONS/REDUCTIONS TO FEES AND CHARGES

We may reduce or eliminate certain fees and charges or alter the manner in which the particular fee or charge is deducted. For example, we may reduce the amount of the CDSC or the length of time it applies, reduce or eliminate the amount of the Annual Maintenance Fee or reduce the portion of the total Insurance Charge that is deducted as an Administration Charge. Generally, these types of changes will be based on a reduction to our sales, maintenance or administrative expenses due to the nature of the individual or group purchasing the Annuity.
Some of the factors we might consider in making such a decision are: (a) the size and type of group; (b) the number of Annuities purchased by an Owner; (c)
the amount of Purchase Payments or likelihood of additional Purchase Payments;
and/or (d) other transactions where sales, maintenance or administrative expenses are likely to be reduced. We will not discriminate unfairly between
Annuity purchasers if and when we reduce the portion of the Insurance Charge attributed to the charge covering administrative costs.

PURCHASING YOUR ANNUITY

WHAT ARE OUR REQUIREMENTS FOR PURCHASING THE ANNUITY?

Initial Purchase Payment: You must make a minimum initial Purchase Payment of
$10,000. However, if you decide to make payments under a systematic investment or "bank drafting" program, we will accept a lower initial Purchase Payment provided that, within the first Annuity Year, you make at least $10,000 in total
Purchase Payments.

Where allowed by law, initial Purchase Payments in excess of $1,000,000 require our approval prior to acceptance. We may apply certain limitations and/or restrictions on the Annuity as a condition of our acceptance, including limiting the liquidity features or the Death Benefit protection provided under the
Annuity, limiting the right to make additional Purchase Payments, changing the number of transfers allowable under the Annuity or restricting the Sub-accounts that are available. Other limitations and/or restrictions may apply.

Except as noted below, Purchase Payments must be submitted by check drawn on a
U.S. bank, in U.S. dollars, and made payable to American Skandia. Purchase
Payments may also be submitted via 1035 exchange or direct transfer of funds.
Under certain circumstances, Purchase Payments may be transmitted to American
Skandia via wiring funds through your investment professional's broker-dealer firm. Additional Purchase Payments may also be applied to your Annuity under an arrangement called "bank drafting" where you authorize us to deduct money directly from your bank account. We call our bank drafting program "Auto Saver".
We may reject any payment if it is received in an unacceptable form. Our acceptance of a check is subject to our ability to collect funds.

Age Restrictions: The Owner must be age 85 or under as of the Issue Date of the
Annuity. If the Annuity is owned jointly, the oldest of the Owners must be age
85 or under on the Issue Date. If the Annuity is owned by an entity, the
Annuitant must be age 85 or under as of the Issue Date. You should consider your need to access your Account Value and whether the Annuity's liquidity features will satisfy that need. If you take a distribution prior to age 591/2, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain.
The availability of certain optional benefits may vary based on the age of the
Owner on the Issue Date of the Annuity.

Owner, Annuitant and Beneficiary Designations: On your Application, we will ask you to name the Owner(s), Annuitant and one or more Beneficiaries for your
Annuity.

|X|  Owner: The Owner(s) holds all rights under the Annuity. You may name more than one Owner in which case all ownership rights are held jointly.
     However, this Annuity does not provide a right of survivorship. Refer to the Glossary of Terms for a complete description of the term "Owner."

|X|  Annuitant: The Annuitant is the person we agree to make annuity payments to and upon whose life we continue to make such payments. You must name an
     Annuitant who is a natural person. We do not accept a designation of joint
     Annuitants during the accumulation period. Where allowed by law, you may name one or more Contingent Annuitants. A Contingent Annuitant will become the Annuitant if the Annuitant dies before the Annuity Date. Please refer to the discussion of "Considerations for Contingent Annuitants" in the Tax
     Considerations section of the Prospectus.

|X|  Beneficiary: The Beneficiary is the person(s) or entity you name to receive the death benefit. If no beneficiary is named the death benefit will be paid to you or your estate.

Your right to make certain designations may be limited if your Annuity is to be used as an IRA or other "qualified" investment that is given beneficial tax treatment under the Code. You should seek competent tax advice on the income, estate and gift tax implications of your designations.

MANAGING YOUR ANNUITY

MAY I CHANGE THE OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS?

You may change the Owner, Annuitant and Beneficiary designations by sending us a request in writing. Where allowed by law, such changes will be subject to our acceptance. Some of the changes we will not accept include, but are not limited to:

|X|  a new Owner subsequent to the death of the Owner or the first of any joint
     Owners to die, except where a spouse-Beneficiary has become the Owner as a result of an Owner's death;

|X|  a new Annuitant subsequent to the Annuity Date;

|X|  for "non-qualified" investments, a new Annuitant prior to the Annuity Date if the Annuity is owned by an entity; and

|X|  a change in Beneficiary if the Owner had previously made the designation irrevocable.

SPOUSAL OWNERS/SPOUSAL BENEFICIARIES

If an Annuity is co-owned by spouses, we will assume that the sole primary
Beneficiary is the surviving spouse unless you elect an alternative Beneficiary designation. Unless you elect an alternative Beneficiary designation, upon the death of either spousal Owner, the surviving spouse may elect to assume ownership of the Annuity instead of taking the Death Benefit payment. The Death
Benefit that would have been payable will be the new Account Value of the
Annuity as of the date of due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the beneficiary of the surviving spouse, the new
Account Value will be considered as the initial Purchase Payment. No CDSC will apply to the new Account Value. However, any additional Purchase Payments applied after the date the assumption is effective will be subject to all provisions of the Annuity, including the CDSC when applicable.

SPOUSAL CONTINGENT ANNUITANT

If the Annuity is owned by an entity and the surviving spouse is named as a
Contingent Annuitant, upon the death of the Annuitant, the surviving spouse will become the Annuitant. No Death Benefit is payable upon the death of the
Annuitant. However, the Account Value of the Annuity as of the date of due proof of death of the Annuitant (and any required proof of the spousal relationship)
will reflect the amount that would have been payable had a Death Benefit been paid.

MAY I RETURN THE ANNUITY IF I CHANGE MY MIND?

If after purchasing your Annuity you change your mind and decide that you do not want it, you may return it to us within a certain period of time known as a right to cancel period. This is often referred to as a "free-look." Depending on the state in which you purchased your Annuity and, in some states, if you purchased the Annuity as a replacement for a prior contract, the right to cancel period may be ten (10) days, twenty-one (21) days or longer, measured from the time that you received your Annuity. If you return your Annuity during the applicable period, we will refund your current Account Value plus any tax charge deducted. This amount may be higher or lower than your original Purchase
Payment. Where required by law, we will return your current Account Value or the amount of your initial Purchase Payment, whichever is greater. The same rules may apply to an Annuity that is purchased as an IRA. In any situation where we are required to return the greater of your Purchase Payment or Account Value, we may allocate your Account Value to the WFVT Money Market Sub-account during the right to cancel period and for a reasonable additional amount of time to allow for delivery of your Annuity.

MAY I MAKE ADDITIONAL PURCHASE PAYMENTS?

The minimum amount that we accept as an additional Purchase Payment is $100 unless you participate in "Auto Saver" or a periodic purchase payment program.
We will allocate any additional Purchase Payments you make according to your most recent allocation instructions, unless you request new allocations when you submit a new Purchase Payment.

MAY I MAKE SCHEDULED PAYMENTS DIRECTLY FROM MY BANK ACCOUNT?

You can make additional Purchase Payments to your Annuity by authorizing us to deduct money directly from your bank account and applying it to your Annuity.
This type of program is often called "bank drafting". We call our bank drafting program "Auto Saver." Purchase Payments made through Auto Saver may only be allocated to the variable investment options when applied. Auto Saver allows you to invest in your Annuity with a lower initial Purchase Payment, as long as you authorize payments that will equal at least $10,000 during the first 12 months of your Annuity. We may suspend or cancel bank drafting privileges if sufficient funds are not available from the applicable financial institution on any date that a transaction is scheduled to occur.

MAY I MAKE PURCHASE PAYMENTS THROUGH A SALARY REDUCTION PROGRAM?

These types of programs are only available with certain types of qualified investments. If your employer sponsors such a program, we may agree to accept periodic Purchase Payments through a salary reduction program as long as the allocations are made only to variable investment options and the periodic
Purchase Payments received in the first year total at least $10,000.

MANAGING YOUR ACCOUNT VALUE

HOW AND WHEN ARE PURCHASE PAYMENTS INVESTED?

(See "Valuing Your Investment" for a description of our procedure for pricing initial and subsequent Purchase Payments.)

Initial Purchase Payment: Once we accept your application, we invest your net
Purchase Payment in the Annuity. The net Purchase Payment is your initial
Purchase Payment minus any tax charges that may apply. On your application we ask you to provide us with instructions for allocating your Account Value. You can allocate Account Value to one or more variable investment options or Fixed
Allocations.

In those states where we are required to return your Purchase Payment if you exercise your right to return the Annuity, we initially allocate all amounts that you choose to allocate to the variable investment options to the WFVT Money
Market Sub-account. At the end of the right to cancel period we will reallocate your Account Value according to your most recent allocation instructions. Where permitted by law, we will allocate your Purchase Payments according to your initial instructions, without temporarily allocating to the WFVT Money Market
Sub-account. To do this, we will ask that you execute our form called a "return waiver" that authorizes us to allocate your Purchase Payment to your chosen
Sub-accounts immediately. If you submit the "return waiver" and then decide to return your Annuity during the right to cancel period, you will receive your current Account Value which may be more or less than your initial Purchase
Payment (see "May I Return the Annuity if I Change my Mind?").

Subsequent Purchase Payments: We will allocate any additional Purchase Payments you make according to your current allocation instructions. If any rebalancing or asset allocation programs are in effect, the allocation should conform with such a program. We assume that your current allocation instructions are valid for subsequent Purchase Payments until you make a change to those allocations or request new allocations when you submit a new Purchase Payment.

ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?

During the accumulation period you may transfer Account Value between investment options. Transfers are not subject to taxation on any gain. We currently limit the number of Sub-accounts you can invest in at any one time to twenty (20).
However, you can invest in an unlimited number of Fixed Allocations. We may require a minimum of $500 in each Sub-account you allocate Account Value to at the time of any allocation or transfer. If you request a transfer and, as a result of the transfer, there would be less than $500 in the Sub-account, we may transfer the remaining Account Value in the Sub-account pro rata to the other investment options to which you transferred.

Currently, we charge $10.00 for each transfer after the twentieth (20th) in each
Annuity Year, including transfers made as part of any rebalancing, market timing, asset allocation or similar program which you have authorized. Transfers made as part of a dollar cost averaging program do not count toward the twenty free transfer limit. Renewals or transfers of Account Value from a Fixed
Allocation at the end of its Guarantee Period are not subject to the transfer charge. We may reduce the number of free transfers allowable each Annuity Year
(subject to a minimum of eight) without charging a Transfer Fee unless you make use of electronic means to transmit your transfer requests. We may eliminate the
Transfer Fee for transfer requests transmitted electronically or through other means that reduce our processing costs.

We reserve the right to limit the number of transfers in any Annuity Year for all existing or new Owners. We also reserve the right to limit the number of transfers in any Annuity Year or to refuse any transfer request for an Owner or certain Owners if: (a) we believe that excessive trading or a specific transfer request or group of transfer requests may have a detrimental effect on Unit
Values or the share prices of the Portfolios; or (b) we are informed by one or more of the Portfolios that the purchase or redemption of shares must be restricted because of excessive trading or a specific transfer or group of transfers is deemed to have a detrimental effect on the share prices of affected
Portfolios. Without limiting the above, the most likely scenario where either of the above could occur would be if the aggregate amount of a trade or trades represented a relatively large proportion of the total assets of a particular
Portfolio. Under such a circumstance, we will process transfers according to our rules then in effect and provide notice if the transfer request was denied. If a transfer request is denied, a new transfer request may be required.

DO YOU OFFER DOLLAR COST AVERAGING?

Yes. We offer Dollar Cost Averaging during the accumulation period. Dollar Cost
Averaging allows you to systematically transfer an amount each month from one investment option to one or more other investment options. You can choose to transfer earnings only, principal plus earnings or a flat dollar amount. Dollar
Cost Averaging allows you to invest regularly each month, regardless of the current unit value (or price) of the Sub-account(s) you invest in. This enables you to purchase more units when the market price is low and fewer units when the market price is high. This may result in a lower average cost of units over time. However, there is no guarantee that Dollar Cost Averaging will result in a profit or protect against a loss in a declining market. We do not deduct a charge for participating in a Dollar Cost Averaging program.

You must have a minimum Account Value of at least $10,000 to enroll in a Dollar
Cost Averaging program.

You can Dollar Cost Average from variable investment options or Fixed
Allocations. Dollar Cost Averaging from Fixed Allocations is subject to a number of rules that include, but are not limited to the following:

|X|  You may only use Fixed Allocations with Guarantee Periods of 1, 2 or 3 years.

|X|  You may only Dollar Cost Average earnings or principal plus earnings. If transferring principal plus earnings, the program must be designed to last the entire Guarantee Period for the Fixed Allocation.

|X|  Dollar Cost Averaging transfers from Fixed Allocations are not subject to a
     Market Value Adjustment.

NOTE: When a Dollar Cost Averaging program is established from a Fixed
Allocation, the fixed rate of interest we credit to your Account Value is applied to a declining balance due to the transfers of Account Value to the
Sub-accounts during the Guarantee Period. This will reduce the effective rate of return on the Fixed Allocation over the Guarantee Period.

DO YOU OFFER ANY AUTOMATIC REBALANCING PROGRAMS?

Yes. During the accumulation period, we offer automatic rebalancing among the variable investment options you choose. You can choose to have your Account
Value rebalanced quarterly, semi-annually, or annually. On the appropriate date, your variable investment options are rebalanced to the allocation percentages you request. For example, over time the performance of the variable investment options will differ, causing your percentage allocations to shift. With automatic rebalancing, we transfer the appropriate amount from the
"overweighted" Sub-accounts to the "underweighted" Sub-accounts to return your allocations to the percentages you request. If you request a transfer from or into any variable investment option participating in the automatic rebalancing program, we will assume that you wish to change your rebalancing percentages as well, and will automatically adjust the rebalancing percentages in accordance with the transfer unless we receive alternate instructions from you.

You must have a minimum Account Value of at least $10,000 to enroll in automatic rebalancing. All rebalancing transfers made on the same day as part of an automatic rebalancing program are considered as one transfer when counting the number of transfers each year toward the maximum number of free transfers. We do not deduct a charge for participating in an automatic rebalancing program.

DO YOU OFFER PROGRAMS DESIGNED TO GUARANTEE A "RETURN OF PREMIUM" AT A FUTURE
DATE?

Yes. We offer two different programs for investors who wish to invest in the variable investment options but also wish to protect their principal, at least as of a specific date in the future. You may not want to use either of these programs if you expect to begin taking annuity payments before the program would be completed.

BALANCED INVESTMENT PROGRAM

We offer a balanced investment program where a portion of your Account Value is allocated to a Fixed Allocation and the remaining Account Value is allocated to the variable investment options that you select. When you enroll in the Balanced
Investment Program, you choose the duration that you wish the program to last.
This determines the duration of the Guarantee Period for the Fixed Allocation.
Based on the fixed rate for the Guarantee Period chosen, we calculate the portion of your Account Value that must be allocated to the Fixed Allocation to grow to a specific "principal amount" (such as your initial Purchase Payment).
We determine the amount based on the rates then in effect for the Guarantee
Period you choose. If you continue the program until the end of the Guarantee
Period and make no withdrawals or transfers, at the end of the Guarantee Period, the Fixed Allocation will have grown to equal the "principal amount".
Withdrawals or transfers from the Fixed Allocation before the end of the
Guarantee Period will terminate the program and may be subject to a Market Value
Adjustment. You can transfer the Account Value that is not allocated to the
Fixed Allocation between any of the Sub-accounts available under the Annuity.
Account Value you allocate to the variable investment options is subject to market fluctuations and may increase or decrease in value. We do not deduct a charge for participating in the Balanced Investment Program.

EXAMPLE

Assume you invest $100,000. You choose a 10-year program and allocate a portion of your Account Value to a Fixed Allocation with a 10-year Guarantee Period. The rate for the 10-year Guarantee Period is 5.33%*. Based on the fixed interest rate for the Guarantee Period chosen, the factor is 0.594948 for determining how much of your Account Value will be allocated to the Fixed Allocation. That means that $59,495 will be allocated to the Fixed Allocation and the remaining Account
Value ($41,505) will be allocated to the variable investment options. Assuming that you do not make any withdrawals from the Fixed Allocation, it will grow to
$100,000 at the end of the Guarantee Period. Of course we cannot predict the value of the remaining Account Value that was allocated to the variable investment options.

*    The rate in this example is hypothetical and may not reflect the current rate for Guarantee Periods of this duration.

GUARANTEED RETURN OPTION (GRO)SM

We also offer a seven-year program where we monitor your Account Value daily and systematically transfer amounts between Fixed Allocations and the variable investment options you choose. American Skandia guarantees that at the end of the seventh (7th) year from commencement of the program (or any program restart date), you will receive no less than your Account Value on the date you elected to participate in the program ("commencement value"). On the program maturity date, if your Account Value is below the commencement value, American Skandia will apply additional amounts to your Annuity so that it is equal to commencement value or your Account Value on the date you elect to restart the program duration. Any amounts added to your Annuity will be applied to the WFVT
Money Market Sub-account, unless you provide us with alternative instructions.
We will notify you of any amounts added to your Annuity under the program. We do not consider amounts added to your Annuity to be "investment in the contract"
for income tax purposes.

Account Value is only transferred to and maintained in Fixed Allocations to the extent we, in our sole discretion, deem it is necessary to support our guarantee under the program. This differs from the Balanced Investment Program where a set amount is allocated to a Fixed Allocation regardless of the performance of the underlying Sub-accounts. With the Guaranteed Return Option, your Annuity is able to participate in the upside potential of the Sub-accounts while only transferring amounts to Fixed Allocations to protect against significant market downturns. NOTE: If a significant amount of your Account Value is systematically transferred to Fixed Allocations during prolonged market declines, less of your
Account Value may be immediately available to participate in the upside potential of the Sub-accounts if there is a subsequent market recovery.

Each business day we monitor the performance of your Account Value to determine whether it is greater than, equal to or below our "reallocation trigger", described below. Based on the performance of the Sub-accounts in which you choose to allocate your Account Value relative to the reallocation trigger, we may transfer some or all of your Account Value to or from a Fixed Allocation.
You have complete discretion over the allocation of your Account Value that remains allocated in the variable investment options. However, we reserve the right to restrict certain Portfolios if you participate in the program.

|X|  Account Value greater than or equal to reallocation trigger: Your Account
     Value in the variable investment options remains allocated according to your most recent instructions. If a portion of Account Value was previously allocated to a Fixed Allocation, those amounts may be transferred from the
     Fixed Allocation and re-allocated to the variable investment options pro-rata according to your current allocations. A Market Value Adjustment will apply.

|X|  Account Value below reallocation trigger: A portion of your Account Value in the variable investment options is transferred to a new Fixed
     Allocation. These amounts are transferred on a pro-rata basis from the variable investment options. The new Fixed Allocation will have a Guarantee
     Period equal to the remaining duration in the Guaranteed Return Option. The
     Account Value applied to the new Fixed Allocation will be credited with the fixed interest rate then being applied to a new Fixed Allocation of the next higher yearly duration. The Account Value will remain invested in the
     Fixed Allocation until the maturity date of the program unless, at an earlier date, your Account Value is at or above the reallocation trigger and amounts can be transferred to the variable investment options (as described above) while maintaining the guarantee protection under the program.

American Skandia uses an allocation mechanism based on assumptions of expected and maximum market volatility to determine the reallocation trigger. The allocation mechanism is used to determine the allocation of Account Value between Fixed Allocations and the Sub-accounts you choose. American Skandia reserves the right to change the allocation mechanism and the reallocation trigger at its discretion, subject to regulatory approval where required. Any change to the allocation mechanism and/or the reallocation trigger will only apply to programs that begin after the change is effective.

PROGRAM TERMINATION

The Guaranteed Return Option will terminate on its maturity date. You can elect to participate in a new Guaranteed Return Option or re-allocate your Account
Value at that time. Upon termination, any Account Value allocated to the Fixed
Allocations will be transferred to the WFVT Money Market Sub-account, unless you provide us with alternative instructions.

SPECIAL CONSIDERATIONS UNDER THE GUARANTEED RETURN OPTION

This program is subject to certain rules and restrictions, including, but not limited to the following:

|X|  You may terminate the Guaranteed Return Option at any time. American
     Skandia does not provide any guarantees upon termination of the program.

|X|  Withdrawals from your Annuity while the program is in effect will reduce the guaranteed amount under the program in proportion to your Account Value at the time of the withdrawal. Withdrawals will be subject to all other provisions of the Annuity, including any Contingent Deferred Sales Charge or Market Value Adjustment that would apply.

|X|  Additional Purchase Payments applied to the Annuity while the program is in effect will only increase the amount guaranteed; however, all or a portion of any additional Purchase Payments may be allocated to the Fixed
     Allocations.

|X|  Annuity Owners cannot transfer Account Value to or from a Fixed Allocation while participating in the program and cannot participate in any dollar cost averaging program that transfers Account Value from a Fixed Allocation to the variable investment options.

|X|  Transfers from Fixed Allocations will be subject to the Market Value
     Adjustment formula under the Annuity; however, the 0.10% "cushion" feature of the formula will not apply. A Market Value Adjustment may be either positive or negative. Transfer amounts will be taken from the most recently applied Fixed Allocation.

|X|  Transfers from the Sub-accounts to Fixed Allocations or from Fixed
     Allocations to the Sub-accounts under the program will not count toward the maximum number of free transfers allowable under the Annuity.

|X|  The Guaranteed Return Option will terminate: (a) upon the death of the
     Owner or the Annuitant (in an entity owned contract); and (b) as of the date Account Value is applied to begin annuity payments.

|X|  You can elect to restart the seven (7) year program duration on any anniversary of the Issue Date of the Annuity. The Account Value on the date the restart is effective will become the new commencement value. You can only elect the program once per Annuity Year.

CHARGES UNDER THE PROGRAM

We deduct a charge equal to 0.25% per year to participate in the Guaranteed
Return Option. The annual charge is deducted daily against your Account Value allocated to the Sub-accounts. Account Value allocated to Fixed Allocations under the program is not subject to the charge. The charge is deducted to compensate American Skandia for: (a) the risk that your Account Value on the maturity date of the program is less than the amount guaranteed; and (b)
administration of the program.

Effective November 18, 2002, American Skandia changed the manner in which the annual charge for the Guaranteed Return Option is deducted to the method described above. The annual charge for the Guaranteed Return Option for Owners who elected the benefit between November 9, 2001 and November 15, 2002 and subsequent to November 19, 2002 in those states where the daily deduction of the charge has not been approved, is deducted annually, in arrears, according to the prospectus in effect as of the date the program was elected. Owners who terminate and then re-elect the Guaranteed Return Option or elect to restart the
Guaranteed Return Option at any time after November 18, 2002 will be subject to the charge method described above.

MAY I AUTHORIZE MY INVESTMENT PROFESSIONAL TO MANAGE MY ACCOUNT?

Yes. You may authorize your investment professional to direct the allocation of your Account Value and to request financial transactions between investment options while you are living, subject to our rules. You must contact us immediately if and when you revoke such authority. We will not be responsible for acting on instructions from your investment professional if you fail to inform us that such person's authority has been revoked. We may also suspend, cancel or limit these privileges at any time. We will notify you if we do.

We or an affiliate of ours may provide administrative support to licensed, registered investment professionals or investment advisors who you authorize to make financial transactions on your behalf. These investment professionals may be firms or persons who also are appointed by us as authorized sellers of the
Annuity. However, we do not offer advice about how to allocate your Account
Value under any circumstance. Any investment professionals you engage to provide advice and/or make transfers for you is not acting on our behalf. We are not responsible for any recommendations such investment professionals make, any market timing or asset allocation programs they choose to follow or any specific transfers they make on your behalf.

We may require investment professionals or investment advisors, who are authorized by multiple contract owners to make financial transactions, to enter into an administrative agreement with American Skandia as a condition of our accepting transactions on your behalf. The administrative agreement may impose limitations on the investment professional's or investment advisor's ability to request financial transactions on your behalf. These limitations are intended to minimize the detrimental impact of an investment professional who is in a position to transfer large amounts of money for multiple clients in a particular
Portfolio or type of portfolio or to comply with specific restrictions or limitations imposed by a Portfolio(s) on American Skandia. The administrative agreement may limit the available investment options, require advance notice of large transactions, or impose other trading limitations on your investment professional. Your investment professional will be informed of all such restrictions on an ongoing basis. We may also require that your investment professional transmit all financial transactions using the electronic trading functionality available through our Internet website (www.americanskandia.com).
Limitations that we may impose on your investment professional or investment advisor under the terms of the administrative agreement do not apply to financial transactions requested by an Owner on their own behalf, except as otherwise described in this Prospectus.

HOW DO THE FIXED INVESTMENT OPTIONS WORK?

We credit the fixed interest rate to the Fixed Allocation throughout a set period of time called a "Guarantee Period." Fixed Allocations currently are offered with Guarantee Periods from 1 to 10 years. We may make Fixed Allocations of different durations available in the future, including Fixed Allocations offered exclusively for use with certain optional investment programs. Fixed
Allocations may not be available in all states and may not always be available for all Guarantee Periods depending on market factors and other considerations.

The interest rate credited to a Fixed Allocation is the rate in effect when the
Guarantee Period begins and does not change during the Guarantee Period. The rates are an effective annual rate of interest. We determine the interest rates for the various Guarantee Periods. At the time that we confirm your Fixed
Allocation, we will advise you of the interest rate in effect and the date your
Fixed Allocation matures. We may change the rates we credit new Fixed
Allocations at any time. Any change in interest rate does not affect Fixed
Allocations that were in effect before the date of the change. To inquire as to the current rates for Fixed Allocations, please call 1-800-766-4530.

A Guarantee Period for a Fixed Allocation begins:

|X|  when all or part of a net Purchase Payment is allocated to that particular
     Guarantee Period;

|X|  upon transfer of any of your Account Value to a Fixed Allocation for that particular Guarantee Period; or

|X|  when you "renew" a Fixed Allocation by electing a new Guarantee Period.

To the extent permitted by law, we may establish different interest rates for
Fixed Allocations offered to a class of Owners who choose to participate in various optional investment programs we make available. This may include, but is not limited to, Owners who elect to use Fixed Allocations under a dollar cost averaging program (see "Do You Offer Dollar Cost Averaging?") or a balanced investment program (see "Do you offer programs designed to guarantee a "Return of Premium" at a future date?"). The interest rate credited to Fixed Allocations offered to this class of purchasers may be different than those offered to other purchasers who choose the same Guarantee Period but who do not participate in an optional investment program. Any such program is at our sole discretion.

HOW DO YOU DETERMINE RATES FOR FIXED ALLOCATIONS?

We do not have a specific formula for determining the fixed interest rates for
Fixed Allocations. Generally the interest rates we offer for Fixed Allocations will reflect the investment returns available on the types of investments we make to support our fixed rate guarantees. These investment types may include cash, debt securities guaranteed by the United States government and its agencies and instrumentalities, money market instruments, corporate debt obligations of different durations, private placements, asset-backed obligations and municipal bonds. In determining rates we also consider factors such as the length of the Guarantee Period for the Fixed Allocation, regulatory and tax requirements, liquidity of the markets for the type of investments we make, commissions, administrative and investment expenses, our insurance risks in relation to the Fixed Allocations, general economic trends and competition. Some of these considerations are similar to those we consider in determining the
Insurance Charge that we deduct from Account Value allocated to the
Sub-accounts.

We will credit interest on a new Fixed Allocation in an existing Annuity at a rate not less than the rate we are then crediting to Fixed Allocations for the same Guarantee Period selected by new Annuity purchasers in the same class.

The interest rate we credit for a Fixed Allocation is subject to a minimum.
Please refer to the Statement of Additional Information. In certain states the interest rate may be subject to a minimum under state law or regulation.

HOW DOES THE MARKET VALUE ADJUSTMENT WORK?

If you transfer or withdraw Account Value from a Fixed Allocation more than 30 days before the end of its Guarantee Period, we will adjust the value of your investment based on a formula, called a "Market Value Adjustment" or "MVA". The amount of any Market Value Adjustment can be either positive or negative, depending on the movement of a combination of Strip Yields on Strips and an
Option-adjusted Spread (each as defined below) between the time that you purchase the Fixed Allocation and the time you make a transfer or withdrawal.
The Market Value Adjustment formula compares the combination of Strip Yields for
Strips and the Option-adjusted Spreads as of the date the Guarantee Period began with the combination of Strip Yields for Strips and the Option-adjusted Spreads as of the date the MVA is being calculated. In certain states the amount of any
Market Value Adjustment may be limited under state law or regulation. If your
Annuity is governed by the laws of that state, any Market Value Adjustment that applies will be subject to our rules for complying with such law or regulation.

|X|  "Strips" are a form of security where ownership of the interest portion of
     United States Treasury securities are separated from ownership of the underlying principal amount or corpus.

|X|  "Strip Yields" are the yields payable on coupon Strips of United States
     Treasury securities.

|X|  "Option-adjusted Spread" is the difference between the yields on corporate debt securities (adjusted to disregard options on such securities) and government debt securities of comparable duration. We currently use the
     Merrill Lynch 1 to 10 year Investment Grade Corporate Bond Index of
     Option-adjusted Spreads.

MVA FORMULA

The MVA formula is applied separately to each Fixed Allocation to determine the
Account Value of the Fixed Allocation on a particular date. The formula is as follows:

[(1+I) / (1+J+0.0010)]N/365

where:

I    is the Strip Yield as of the start date of the Guarantee Period for coupon
     Strips maturing at the end of the applicable Guarantee Period plus the
     Option-adjusted Spread. If there are no Strips maturing at that time, we will use the Strip Yield for the Strips maturing as soon as possible after the Guarantee Period ends.

J    is the Strip Yield as of the date the MVA formula is being applied for coupon Strips maturing at the end of the applicable Guarantee Period plus the Option-adjusted Spread. If there are no Strips maturing at that time, we will use the Strip Yield for the Strips maturing as soon as possible after the Guarantee Period ends.

N    is the number of days remaining in the original Guarantee Period.

If you surrender your Annuity under the right to cancel provision, the MVA formula is [(1 + I)/(1 + J)]N/365.

MVA EXAMPLES

The following hypothetical examples show the effect of the MVA in determining
Account Value. Assume the following:

|X|  On December 31, 2000, you allocate $50,000 into a Fixed Allocation with a
     Guarantee Period of 5 years (e.g. the Maturity Date is December 31, 2005).

|X|  The Strip Yields for coupon Strips beginning on December 31, 2000 and maturing on December 31, 2005 plus the Option-adjusted Spread is 5.50% (I =
     5.50%).

|X|  You make no withdrawals or transfers until you decided to withdraw the entire Fixed Allocation after exactly three (3) years, therefore 730 days remain before the Maturity Date (N = 730).

EXAMPLE OF POSITIVE MVA

Assume that at the time you request the withdrawal, the Strip Yields for Strips maturing on December 31, 2005 plus the Option-adjusted Spread is 4.00% (J =
4.00%). Based on these assumptions, the MVA would be calculated as follows:

MVA Factor = [(1+I)/(1+J+0.0010)]N/365 = [1.055/1.041]2 = 1.027078 Interim Value
= $57,881.25 Account Value after MVA = Interim Value X MVA Factor = $59,448.56

EXAMPLE OF NEGATIVE MVA

Assume that at the time you request the withdrawal, the Strip Yields for Strips maturing on December 31, 2005 plus the Option-adjusted Spread is 7.00% (J =
7.00%). Based on these assumptions, the MVA would be calculated as follows:

MVA Factor = [(1+I)/(1+J+0.0010)]N/365 = [1.055/1.071)]2 = 0.970345 Interim
Value = $57,881.25 Account Value after MVA = Interim Value X MVA Factor =
$56,164.78.

WHAT HAPPENS WHEN MY GUARANTEE PERIOD MATURES?

The "Maturity Date" for a Fixed Allocation is the last day of the Guarantee
Period. Before the Maturity Date, you may choose to renew the Fixed Allocation for a new Guarantee Period of the same or different length or you may transfer all or part of that Fixed Allocation's Account Value to another Fixed Allocation or to one or more Sub-accounts. We will not charge a MVA if you choose to renew a Fixed Allocation on its Maturity Date or transfer the Account Value to one or more variable investment options. We will notify you before the end of the
Guarantee Period about the fixed interest rates that we are currently crediting to all Fixed Allocations that are being offered. The rates being credited to
Fixed Allocations may change before the Maturity Date.

If you do not specify how you want a Fixed Allocation to be allocated on its
Maturity Date, we will then transfer the Account Value of the Fixed Allocation to the WFVT Money Market Sub-account. You can then elect to allocate the Account
Value to any of the Sub-accounts or to a new Fixed Allocation.

ACCESS TO ACCOUNT VALUE

WHAT TYPES OF DISTRIBUTIONS ARE AVAILABLE TO ME?

During the accumulation period you can access your Account Value through Partial
Withdrawals, Systematic Withdrawals, and where required for tax purposes,
Minimum Distributions. You can also surrender your Annuity at any time. We may deduct a portion of the Account Value being withdrawn or surrendered as a CDSC.
If you surrender your Annuity, in addition to any CDSC, we may deduct the Annual
Maintenance Fee, any Tax Charge that applies and the charge for any optional benefits. We may also apply a Market Value Adjustment to any Fixed Allocations.
Certain amounts may be available to you each Annuity Year that are not subject to a CDSC. These are called "Free Withdrawals." In addition, under certain circumstances, we may waive the CDSC for surrenders made for qualified medical reasons or for withdrawals made to satisfy Minimum Distribution requirements.
Unless you notify us differently, withdrawals are taken pro-rata based on the
Account Value in the investment options at the time we receive your withdrawal request. Each of these types of distributions is described more fully below.

ARE THERE TAX IMPLICATIONS FOR DISTRIBUTIONS?
(For more information, see "Tax Considerations")

DURING THE ACCUMULATION PERIOD

A distribution during the accumulation period is deemed to come first from any
"gain" in your Annuity and second as a return of your "tax basis", if any.
Distributions from your Annuity are generally subject to ordinary income taxation on the amount of any investment gain unless the distribution qualifies as a non-taxable exchange or transfer. If you take a distribution prior to the taxpayer's age 59 1/2, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain. You may wish to consult a professional tax advisor for advice before requesting a distribution.

DURING THE ANNUITIZATION PERIOD

During the annuitization period, a portion of each annuity payment is taxed as ordinary income at the tax rate you are subject to at the time of the payment.
The Code and regulations have "exclusionary rules" that we use to determine what portion of each annuity payment should be treated as a return of any tax basis you have in the Annuity. Once the tax basis in the Annuity has been distributed, the remaining annuity payments are taxable as ordinary income. The tax basis in the Annuity may be based on the tax-basis from a prior contract in the case of a
1035 exchange or other qualifying transfer.

CAN I WITHDRAW A PORTION OF MY ANNUITY?

Yes, you can make a withdrawal during the accumulation period.

|X|  To meet liquidity needs, you can withdraw a limited amount from your
     Annuity during each of Annuity Years 1-4 without a CDSC being applied. We call this the "Free Withdrawal" amount. The Free Withdrawal amount is not available if you choose to surrender your Annuity. Amounts withdrawn as a
     Free Withdrawal do not reduce the amount of CDSC that may apply upon a subsequent withdrawal or surrender of the Annuity. The minimum Free
     Withdrawal you may request is $100.

|X|  You can also make withdrawals in excess of the Free Withdrawal amount. We call this a "Partial Withdrawal." The amount that you may withdraw will depend on the Annuity's Surrender Value. The Surrender Value is equal to your Account Value minus any CDSC, the Annual Maintenance Fee, the Tax
     Charge, any charges for optional benefits and any Market Value Adjustment that may apply to any Fixed Allocations. After any Partial Withdrawal, your
     Annuity must have a Surrender Value of at least $1,000, or we may treat the
     Partial Withdrawal request as a request to fully surrender your Annuity.
     The minimum Partial Withdrawal you may request is $100.

When we determine if a CDSC applies to Partial Withdrawals and Systematic
Withdrawals, we will first determine what, if any, amounts qualify as a Free
Withdrawal. Those amounts are not subject to the CDSC. Partial Withdrawals or
Systematic Withdrawals of amounts greater than the maximum Free Withdrawal amount will be subject to a CDSC.

You may request a withdrawal for an exact dollar amount after deduction of any
CDSC that applies (called a "net withdrawal") or request a gross withdrawal from which we will deduct any CDSC that applies, resulting in less money being payable to you than the amount you requested. If you request a net withdrawal, the amount deducted from your Account Value to pay the CDSC may also be subject to a CDSC.

Partial Withdrawals may also be available following annuitization but only if you choose certain annuity payment options.

To request the forms necessary to make a withdrawal from your Annuity, contact our Customer Service Team at 1-800-680-8920 or visit our Internet Website at
www.americanskandia.com.

HOW MUCH CAN I WITHDRAW AS A FREE WITHDRAWAL?

ANNUITY YEAR 1-4

The maximum Free Withdrawal amount during each of Annuity Year 1 through Annuity
Year 4 (when a CDSC would otherwise apply to a partial withdrawal or surrender of your initial Purchase Payments) is 10% of all Purchase Payments. We may apply a Market Value Adjustment to any Fixed Allocations. The 10% Free Withdrawal
amount is not cumulative. Withdrawals of amounts greater than the maximum Free
Withdrawal amount are treated as a withdrawal of Purchase Payments and will be assessed a CDSC during Annuity Years 1 through 4. If, during Annuity Years 1 through 4, all Purchase Payments withdrawn are subject to a CDSC, then any subsequent withdrawals will be withdrawn from any gain in the Annuity. If you do not make a Free Withdrawal during an Annuity Year, you are not allowed to carry over the Free Withdrawal amount to the next Annuity Year.

ANNUITY YEAR 5+

After Annuity Year 4, you can surrender your Annuity or make a partial withdrawal without a CDSC being deducted from the amount being withdrawn.

NOTE: Amounts that you have withdrawn as a Free Withdrawal will not reduce the amount of any CDSC that we deduct if, during the first four (4) Annuity Years, you make a partial withdrawal or choose to surrender the Annuity.

EXAMPLES

1. Assume you make an initial Purchase Payment of $10,000 and make no additional
Purchase Payments. The maximum Free Withdrawal amount during each of the first four Annuity Years would be 10% of $10,000, or $1,000.

2. Assume you make an initial Purchase Payment of $10,000 and make an additional
Purchase Payment of $5,000 in Annuity Year 2. The maximum Free Withdrawal amount during Annuity Year 3 and 4 would be 10% of $15,000, or $1,500. From Annuity
Year 5 and thereafter, you can surrender your Annuity or make a partial withdrawal without a CDSC being deducted from the amount being withdrawn.

IS THERE A CHARGE FOR A PARTIAL WITHDRAWAL?

A CDSC may be assessed against a Partial Withdrawal during the first four (4)
Annuity Years. Whether a CDSC applies and the amount to be charged depends on whether the Partial Withdrawal exceeds any Free Withdrawal amount and, if so, the number of years that have elapsed since the Issue Date of the Annuity.

1. If you request a Partial Withdrawal, we determine if the amount you requested is available as a Free Withdrawal (in which case it would not be subject to a
CDSC);

2. If the amount requested exceeds the available Free Withdrawal amount, we determine if a CDSC will apply to the Partial Withdrawal based on the number of years that have elapsed since the Annuity was issued. Any CDSC will only apply to the amount withdrawn that exceeds the Free Withdrawal amount.

|X|  If the Annuity has been in effect for less than four complete years, a CDSC will be charged on the amount of the Purchase Payment being withdrawn, according to the CDSC table.

|X|  If the Annuity has been in effect for more than four complete years, no
     CDSC will be charged on the amount being withdrawn.

For purposes of calculating the CDSC on a partial withdrawal, the Purchase
Payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior withdrawals under the Free Withdrawal provision or if your Account Value has declined in value due to negative market performance.

CAN I MAKE PERIODIC WITHDRAWALS FROM THE ANNUITY DURING THE ACCUMULATION PERIOD?

Yes. We call these "Systematic Withdrawals." You can receive Systematic
Withdrawals of earnings only, principal plus earnings or a flat dollar amount.
Systematic Withdrawals during the first four (4) Annuity Years may be subject to a CDSC. We will determine whether a CDSC applies and the amount in the same way as we would for a Partial Withdrawal.

Systematic Withdrawals can be made from Account Value allocated to the variable investment options or Fixed Allocations. Generally, Systematic Withdrawals from
Fixed Allocations are limited to earnings accrued after the program of
Systematic Withdrawals begins, or payments of fixed dollar amounts that do not exceed such earnings. Systematic Withdrawals are available on a monthly, quarterly, semi-annual or annual basis. The Surrender Value of your Annuity must be at least $20,000 before we will allow you to begin a program of Systematic
Withdrawals.

The minimum amount for each Systematic Withdrawal is $100. If any scheduled
Systematic Withdrawal is for less than $100, we may postpone the withdrawal and add the expected amount to the amount that is to be withdrawn on the next scheduled Systematic Withdrawal.

DO YOU OFFER A PROGRAM FOR WITHDRAWALS UNDER SECTION 72(T) OF THE INTERNAL
REVENUE CODE?

Yes. If your Annuity is used as a funding vehicle for certain retirement plans that receive special tax treatment under Sections 401, 403(b) or 408 of the
Code, Section 72(t) of the Code may provide an exception to the 10% penalty tax on distributions made prior to age 59 1/2if you elect to receive distributions as a series of "substantially equal periodic payments". Distributions received under this provision in any Annuity Year that exceed the maximum amount available as a free withdrawal will be subject to a CDSC. We may apply a Market
Value Adjustment to any Fixed Allocations. To request a program that complies with Section 72(t), you must provide us with certain required information in writing on a form acceptable to us. We may require advance notice to allow us to calculate the amount of 72(t) withdrawals. The Surrender Value of your Annuity must be at least $20,000 before we will allow you to begin a program for withdrawals under Section 72(t). The minimum amount for any such withdrawal is
$100.

You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments before age 59 1/2that are not subject to the 10% penalty.

WHAT ARE MINIMUM DISTRIBUTIONS AND WHEN WOULD I NEED TO MAKE THEM?
(See "Tax Considerations" for a further discussion of Minimum Distributions.)

Minimum Distributions are a type of Systematic Withdrawal we allow to meet distribution requirements under Sections 401, 403(b) or 408 of the Code. Under the Code, you may be required to begin receiving periodic amounts from your
Annuity. In such case, we will allow you to make Systematic Withdrawals in amounts that satisfy the minimum distribution rules under the Code. We do not assess a CDSC on Minimum Distributions from your Annuity if you are required by law to take such Minimum Distributions from your Annuity at the time it is taken. However, a CDSC may be assessed on that portion of a Systematic
Withdrawal that is taken to satisfy the minimum distribution requirements in relation to other savings or investment plans under other qualified retirement plans not maintained with American Skandia.

The amount of the required Minimum Distribution for your particular situation may depend on other annuities, savings or investments. We will only calculate the amount of your required Minimum Distribution based on the value of your
Annuity. We require three (3) days advance written notice to calculate and process the amount of your payments. You may elect to have Minimum Distributions paid out monthly, quarterly, semi-annually or annually. The $100 minimum that applies to Systematic Withdrawals does not apply to Minimum Distributions.

You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments and satisfying the Minimum Distribution requirements under the Code.

CAN I SURRENDER MY ANNUITY FOR ITS VALUE?

Yes. During the accumulation period you can surrender your Annuity at any time.
Upon surrender, you will receive the Surrender Value. Upon surrender of your
Annuity, you will no longer have any rights under the Annuity.

For purposes of calculating the CDSC on surrender, the Purchase Payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior withdrawals under the Free Withdrawal provision or if your Account Value has declined in value due to negative market performance. We may apply a Market
Value Adjustment to any Fixed Allocations.

Under certain annuity payment options, you may be allowed to surrender your
Annuity for its then current value.

To request the forms necessary to surrender your Annuity, contact our Customer
Service Team at 1-800-680-8920 or visit our Internet Website at
www.americanskandia.com.

WHAT IS A MEDICALLY-RELATED SURRENDER AND HOW DO I QUALIFY?

Where permitted by law, you may request to surrender your Annuity prior to the
Annuity Date without application of any CDSC upon occurrence of a medically-related "Contingency Event". We may apply a Market Value Adjustment to any Fixed Allocations. The amount payable will be your Account Value.

This waiver of any applicable CDSC is subject to our rules, including but not limited to the following:

|X|  the Annuitant must be alive as of the date we pay the proceeds of such surrender request;

|X|  if the Owner is one or more natural persons, all such Owners must also be alive at such time;

|X|  we must receive satisfactory proof of the Annuitant's confinement in a
     Medical Care Facility or Fatal Illness in writing on a form satisfactory to us; and

|X|  this benefit is not available if the total Purchase Payments received exceed $500,000 for all annuities issued by us with this benefit where the same person is named as Annuitant.

The Annuitant must have been named or any change of Annuitant must have been accepted by us, prior to the "Contingency Event" described above in order to qualify for a medically-related surrender.

The definitions of "Medical Care Facility" and "Fatal Illness," as well as additional terms and conditions, are provided in your Annuity. Specific details and definitions in relation to this benefit may differ in certain jurisdictions.

WHAT TYPES OF ANNUITY OPTIONS ARE AVAILABLE?

We currently make annuity options available that provide fixed annuity payments, variable payments or adjustable payments. Fixed options provide the same amount with each payment. Variable options generally provide a payment which may increase or decrease depending on the investment performance of the
Sub-accounts. However, currently, we also make a variable payment option that has a guarantee feature. Adjustable options provide a fixed payment that is periodically adjusted based on current interest rates. We do not guarantee to make any annuity payment options available in the future. For additional information on annuity payment options you may request a Statement of Additional
Information.

When you purchase an Annuity, or at a later date, you may choose an Annuity
Date, an annuity option and the frequency of annuity payments. You may change your choices before the Annuity Date under the terms of your contract. A maximum
Annuity Date may be required by law. The Annuity Date may depend on the annuity option you choose. Certain annuity options may not be available depending on the age of the Annuitant.

Certain of these annuity options may be available to Beneficiaries who choose to receive the Death Benefit proceeds as a series of payments instead of a lump sum payment.

OPTION 1

Payments for Life: Under this option, income is payable periodically until the death of the "key life". The "key life" (as used in this section) is the person or persons upon whose life annuity payments are based. No additional annuity payments are made after the death of the key life. Since no minimum number of payments is guaranteed, this option offers the largest amount of periodic payments of the life contingent annuity options. It is possible that only one payment will be payable if the death of the key life occurs before the date the second payment was due, and no other payments nor death benefits would be payable. This Option is currently available on a fixed or variable basis. Under this option, you cannot make a partial or full surrender of the annuity.

OPTION 2

Payments Based on Joint Lives: Under this option, income is payable periodically during the joint lifetime of two key lives, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the survivor's death. No minimum number of payments is guaranteed under this option. It is possible that only one payment will be payable if the death of all the key lives occurs before the date the second payment was due, and no other payments or death benefits would be payable. This Option is currently available on a fixed or variable basis. Under this option, you cannot make a partial or full surrender of the annuity.

OPTION 3

Payments for Life with a Certain Period: Under this option, income is payable until the death of the key life. However, if the key life dies before the end of the period selected (5, 10 or 15 years), the remaining payments are paid to the
Beneficiary until the end of such period. This Option is currently available on a fixed or variable basis. If you elect to receive payments on a variable basis under this option, you can request partial or full surrender of the annuity and receive its then current cash value (if any) subject to our rules.

OPTION 4

Fixed Payments for a Certain Period: Under this option, income is payable periodically for a specified number of years. If the payee dies before the end of the specified number of years, the remaining payments are paid to the
Beneficiary until the end of such period. Note that under this option, payments are not based on any assumptions of life expectancy. Therefore, that portion of the Insurance Charge assessed to cover the risk that key lives outlive our expectations provides no benefit to an Owner selecting this option. Under this option, you cannot make a partial or full surrender of the annuity.

OPTION 5

Variable Payments for Life with a Cash Value: Under this option, benefits are payable periodically until the death of the key life. Benefits may increase or decrease depending on the investment performance of the Sub-accounts. This option has a cash value that also varies with the investment performance of the
Sub-account. The cash value provides a "cushion" from volatile investment performance so that negative investment performance does not automatically result in a decrease in the annuity payment each month, and positive investment performance does not automatically result in an increase in the annuity payment each month. The cushion generally "stabilizes" monthly annuity payments. Any cash value remaining on the death of the key life is paid to the Beneficiary in a lump sum or as periodic payments. Under this option, you can request partial or full surrender of the annuity and receive its then current cash value (if any) subject to our rules.

OPTION 6

Variable Payments for Life with a Cash Value and Guarantee: Under this option, benefits are payable as described in Option 5; except that, while the key life is alive, the annuity payment will not be less than a guaranteed amount, which generally is equal to the first annuity payment. We charge an additional amount for this guarantee. Under this option, any cash value remaining on the death of the key life is paid to the Beneficiary in a lump sum or as periodic payments.
Under this option, you can request partial or full surrender of the annuity and receive its then current cash value (if any) subject to our rules.

We may make additional annuity payment options available in the future.

HOW AND WHEN DO I CHOOSE THE ANNUITY PAYMENT OPTION?

Unless prohibited by law, we require that you elect either a life annuity or an annuity with a certain period of at least 5 years if any CDSC would apply were you to surrender your Annuity on the Annuity Date. Therefore, choosing an
Annuity Date within four (4) years of the Issue Date of the Annuity may limit the available annuity payment options. Certain annuity payment options may not be available if your Annuity Date occurs during the period that a CDSC would apply.

If you have not provided us with your Annuity Date or annuity payment option in writing, then:

|X|  the Annuity Date will be the first day of the calendar month following the later of the Annuitant's 85th birthday or the fifth anniversary of our receipt of your request to purchase an Annuity; and

|X|  the annuity payments, where allowed by law, will be calculated on a fixed basis under Option 3, Payments for Life with 10 years certain.

HOW ARE ANNUITY PAYMENTS CALCULATED?

FIXED ANNUITY PAYMENTS (OPTIONS 1-4)

If you choose to receive fixed annuity payments, you will receive equal fixed-dollar payments throughout the period you select. The amount of the fixed payment will vary depending on the annuity payment option and payment frequency you select. Generally, the first annuity payment is determined by multiplying the Account Value, minus any state premium taxes that may apply, by the factor determined from our table of annuity rates. The table of annuity rates differs based on the type of annuity chosen and the frequency of payment selected. Our rates will not be less than our guaranteed minimum rates. These guaranteed minimum rates are derived from the a2000 Individual Annuity Mortality Table with an assumed interest rate of 3% per annum. Where required by law or regulation, such annuity table will have rates that do not differ according to the gender of the key life. Otherwise, the rates will differ according to the gender of the key life.

VARIABLE ANNUITY PAYMENTS

We offer three different types of variable annuity payment options. The first annuity payment will be calculated based upon the assumed investment return
("AIR"). You select the AIR before we start to make annuity payments. You will not receive annuity payments until you choose an AIR. The remaining annuity payments will fluctuate based on the performance of the Sub-accounts relative to the AIR, as well as, other factors described below. The greater the AIR, the greater the first annuity payment. A higher AIR may result in smaller potential growth in the annuity payments. A lower AIR results in a lower initial annuity payment. Within payment options 1-3, if the Sub-accounts you choose perform exactly the same as the AIR, then subsequent annuity payments will be the same as the first annuity payment. If the Sub-accounts you choose perform better than the AIR, then subsequent annuity payments will be higher than the first annuity payment. If the Sub-accounts you choose perform worse than the AIR, then subsequent annuity payments will be lower than the first. Within payment options
5 and 6, the cash value for the Annuitant (while alive) and a variable period of time during which annuity payments will be made whether or not the Annuitant is still alive are adjusted based on the performance of the Sub-accounts relative to the AIR; however, subsequent annuity payments do not always increase or decrease based on the performance of the Sub-accounts relative to the AIR.

|X|  VARIABLE PAYMENTS (OPTIONS 1-3)

We calculate each annuity payment amount by multiplying the number of units scheduled to be redeemed under a schedule of units for each Sub-account by the
Unit Value of each Sub-account on the annuity payment date. We determine the schedule of units based on your Account Value (minus any premium tax that applies) at the time you elect to begin receiving annuity payments. The schedule of units will vary based on the annuity payment option selected, the length of any certain period (if applicable), the Annuitant's age and gender (if annuity payments are due for the life of the Annuitant) and the Unit Value of the
Sub-accounts you initially selected on the Issue Date. The calculation is performed for each Sub-account, and the sum of the Sub-account calculations equals the amount of your annuity payment. Other than to fund annuity payments, the number of units allocated to each Sub-account will not change unless you transfer among the Sub-accounts or make a withdrawal (if allowed). You can select one of three AIRs for these options: 3%, 5% or 7%.

|X|  STABILIZED VARIABLE PAYMENTS (OPTION 5)

This option provides guaranteed payments for life, a cash value for the
Annuitant (while alive) and a variable period of time during which annuity payments will be made whether or not the Annuitant is still alive. We calculate the initial annuity payment amount by multiplying the number of units scheduled to be redeemed under a schedule of units by the Unit Values determined on the annuitization date. The schedule of units is established for each Sub-account you choose on the annuitization date based on the applicable benchmark rate, meaning the AIR, and the annuity factors. The annuity factors reflect our assumptions regarding the costs we expect to bear in guaranteeing payments for the lives of the Annuitant and will depend on the benchmark rate, the annuitant's attained age and gender (where permitted). Unlike variable payments
(described above) where each payment can vary based on Sub-account performance, this payment option cushions the immediate impact of Sub-account performance by adjusting the length of the time during which annuity payments will be made whether or not the Annuitant is alive while generally maintaining a level annuity payment amount. Sub-account performance that exceeds a benchmark rate will generally extend this time period, while Sub-account performance that is less than a benchmark rate will generally shorten the period. If the period reaches zero and the Annuitant is still alive, Annuity Payments continue, however, the annuity payment amount will vary depending on Sub-account performance, similar to conventional variable payments. The AIR for this option is 4%.

|X|  STABILIZED VARIABLE PAYMENTS WITH A GUARANTEED MINIMUM (OPTION 6)

This option provides guaranteed payments for life in the same manner as
Stabilized Variable Payments (described above). In addition to the stabilization feature, this option also guarantees that variable annuity payments will not be less than the initial annuity payment amount regardless of Sub-account performance. The AIR for this option is 3%.

The variable annuity payment options are described in greater detail in a separate prospectus which will be provided to you at the time you elect one of the variable annuity payment options.

ADJUSTABLE ANNUITY PAYMENTS

We may make an adjustable annuity payment option available. Adjustable annuity payments are calculated similarly to fixed annuity payments except that on every fifth (5th) anniversary of receiving annuity payments, the annuity payment amount is adjusted upward or downward depending on the rate we are currently crediting to annuity payments. The adjustment in the annuity payment amount does not affect the duration of remaining annuity payments, only the amount of each payment.

DEATH BENEFIT

WHAT TRIGGERS THE PAYMENT OF A DEATH BENEFIT?

The Annuity provides a Death Benefit during its accumulation period. If the
Annuity is owned by one or more natural persons, the Death Benefit is payable upon the first death of an Owner. If the Annuity is owned by an entity, the
Death Benefit is payable upon the Annuitant's death, if there is no Contingent
Annuitant. If a Contingent Annuitant was designated before the Annuitant's death and the Annuitant dies, then the Contingent Annuitant becomes the Annuitant and a Death Benefit will not be paid at that time. The person upon whose death the
Death Benefit is paid is referred to below as the "decedent."

BASIC DEATH BENEFIT

The Annuity provides a basic Death Benefit at no additional charge. The
Insurance Charge we deduct daily from your Account Value allocated to the
Sub-accounts is used, in part, to pay us for the risk we assume in providing the basic Death Benefit guarantee under the Annuity. The Annuity also offers two different optional Death Benefits. Either benefit can be purchased for an additional charge. The additional charge is deducted to compensate American
Skandia for providing increased insurance protection under the optional Death
Benefits. Notwithstanding the additional protection provided under the optional
Death Benefits, the additional cost has the impact of reducing the net performance of the investment options.

The basic Death Benefit is the greater of:

|X|  The sum of all Purchase Payments less the sum of all proportional withdrawals.

|X|  The sum of your Account Value in the variable investment options and your
     Interim Value in the Fixed Allocations.

"Proportional withdrawals" are determined by calculating the percentage of your
Account Value that each prior withdrawal represented when withdrawn. For example, a withdrawal of 50% of Account Value would be considered as a 50%
reduction in Purchase Payments for purposes of calculating the basic Death
Benefit.

OPTIONAL DEATH BENEFITS

Two optional Death Benefits are offered for purchase with your Annuity to provide an enhanced level of protection for your beneficiaries.

Currently, these benefits are only offered and must be elected at the time that you purchase your Annuity. We may, at a later date, allow existing Annuity
Owners to purchase either of the optional Death Benefits subject to our rules and any changes or restrictions in the benefits. Certain terms and conditions may differ if you purchase your Annuity as part of an exchange, replacement or transfer, in whole or in part, from any other Annuity we issue.

Enhanced Beneficiary Protection Optional Death Benefit The Enhanced Beneficiary
Protection Optional Death Benefit can provide additional amounts to your
Beneficiary that may be used to offset federal and state taxes payable on any taxable gains in your Annuity at the time of your death. Whether this benefit is appropriate for you may depend on your particular circumstances, including other financial resources that may be available to your Beneficiary to pay taxes on your Annuity should you die during the accumulation period. No benefit is payable if death occurs on or after the Annuity Date.

The Enhanced Beneficiary Protection Optional Death Benefit provides a benefit that is payable in addition to the basic Death Benefit. If the Annuity has one
Owner, the Owner must be age 75 or less at the time the benefit is purchased. If the Annuity has joint Owners, the oldest Owner must be age 75 or less. If the
Annuity is owned by an entity, the Annuitant must be age 75 or less.

Calculation of Enhanced Beneficiary Protection Optional Death Benefit If you
purchase the Enhanced Beneficiary Protection Optional Death Benefit, the Death
Benefit is calculated as follows:

1. the basic Death Benefit described above;

PLUS

2. 40% of your "Growth" under the Annuity, as defined below.

"Growth" means the sum of your Account Value in the variable investment options and your Interim Value in the Fixed Allocations, minus the total of all Purchase
Payments reduced by the sum of all proportional withdrawals.

"Proportional withdrawals" are determined by calculating the percentage of your
Account Value that each prior withdrawal represented when withdrawn.

The Enhanced Beneficiary Protection Optional Death Benefit is subject to a maximum of 100% of all Purchase Payments applied to the Annuity at least 12 months prior to the death of the decedent that triggers the payment of the Death
Benefit.

The Enhanced Beneficiary Protection Optional Death Benefit described above is currently being offered in those jurisdictions where we have received regulatory approval. Certain terms and conditions may differ between jurisdictions once approved. Please see Appendix E for a description of the Enhanced Beneficiary
Protection Optional Death Benefit offered before November 18, 2002 in those jurisdictions where we received regulatory approval. Please refer to the section entitled "Tax Considerations" for a discussion of special tax considerations for purchasers of this benefit.

See Appendix C for examples of how the Enhanced Beneficiary Protection Optional
Death Benefit is calculated.

HIGHEST ANNIVERSARY VALUE DEATH BENEFIT

If the Annuity has one Owner, the Owner must be age 79 or less at the time
Highest Anniversary Value Optional Death Benefit is purchased. If the Annuity has joint Owners, the oldest Owner must be age 79 or less. If the Annuity is owned by an entity, the Annuitant must be age 79 or less.

Certain of the Portfolios offered as Sub-accounts under the Annuity are not available if you elect the Highest Anniversary Value Death Benefit.

KEY TERMS USED WITH THE HIGHEST ANNIVERSARY VALUE DEATH BENEFIT

|X|  The Death Benefit Target Date is the contract anniversary on or after the
     80th birthday of the current Owner, the oldest of either joint Owner or the
     Annuitant, if entity owned.

|X|  The Highest Anniversary Value equals the highest of all previous
     "Anniversary Value" less proportional withdrawals since such anniversary and plus any Purchase Payments since such anniversary.

|X|  The Anniversary Value is the Account Value as of each anniversary of the
     Issue Date of the Annuity. The Anniversary Value on the Issue Date is equal to your Purchase Payment.

|X|  Proportional withdrawals result in a reduction to the Highest Anniversary
     Value by reducing such value in the same proportion as the Account Value was reduced by the withdrawal as of the date the withdrawal occurred. For example, if your Highest Anniversary Value is $125,000 and you subsequently withdraw $10,000 at a time when your Account Value is equal to $100,000 (a
     10% reduction), when calculating the optional Death Benefit we will reduce your Highest Anniversary Value ($125,000) by 10% or $12,500.

CALCULATION OF HIGHEST ANNIVERSARY VALUE DEATH BENEFIT

The Highest Anniversary Value Death Benefit depends on whether death occurs before or after the Death Benefit Target Date.

If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greater of:

1. the basic Death Benefit described above; and

2. the Highest Anniversary Value as of the Owner's date of death.

If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:

1. the basic Death Benefit described above; and

2. the Highest Anniversary Value on the Death Benefit Target Date plus the sum of all Purchase Payments less the sum of all proportional withdrawals since the
Death Benefit Target Date.

The amount determined by this calculation is increased by any Purchase Payments received after the Owner's date of death and decreased by any proportional withdrawals since such date.

The Highest Anniversary Value Death Benefit described above is currently being offered in those jurisdictions where we have received regulatory approval.
Certain terms and conditions may differ between jurisdictions once approved.
Please see Appendix E for a description of the Guaranteed Minimum Death Benefit offered before November 18, 2002 in those jurisdictions where we received regulatory approval.

See Appendix C for examples of how the Highest Anniversary Value Death Benefit is calculated.

Annuities with joint Owners

For Annuities with Joint Owners, the Death Benefit is calculated as shown above except that the age of the oldest of the Joint Owners is used to determine the
Death Benefit Target Date. NOTE: If you and your spouse own the Annuity jointly, we will pay the Death Benefit to the Beneficiary. If the sole primary
Beneficiary is the surviving spouse, then the surviving spouse can elect to assume ownership of the Annuity and continue the contract instead of receiving the Death Benefit.

Annuities owned by entities

For Annuities owned by an entity, the Death Benefit is calculated as shown above except that the age of the Annuitant is used to determine the Death Benefit
Target Date. Payment of the Death Benefit is based on the death of the Annuitant
(or Contingent Annuitant, if applicable).

Can I terminate the optional Death Benefits? Do the optional Death Benefits terminate under other circumstances?

You can terminate the Enhanced Beneficiary Protection Optional Death Benefit and
Highest Anniversary Value Optional Death Benefit at any time. Both optional
Death Benefits will terminate automatically on the Annuity Date. We may also terminate any optional Death Benefit if necessary to comply with our interpretation of the Code and applicable regulations.

What are the charges for the optional Death Benefits?

We deduct a charge equal to 0.25% per year, respectively, if you elect the
Highest Anniversary Value Optional Death Benefit or the Enhanced Beneficiary
Protection Optional Death Benefit. If you elect both optional Death Benefits, the total charge is equal to 0.50% per year. We deduct the charge to compensate
American Skandia for providing increased insurance protection under the optional
Death Benefit. The additional annual charge is deducted daily against your
Account Value allocated to the Sub-accounts.

Please refer to the section entitled "Tax Considerations" for additional considerations in relation to the optional Death Benefit.

PAYMENT OF DEATH BENEFITS

PAYMENT OF DEATH BENEFIT TO BENEFICIARY

Except in the case of a spousal Beneficiary, in the event of your death, the death benefit must be distributed:

|X|  as a lump sum amount at any time within five (5) years of the date of death; or

|X|  as a series of annuity payments not extending beyond the life expectancy of the Beneficiary or over the life of the Beneficiary. Payments under this option must begin within one year of the date of death.

Unless you have made an election prior to death benefit proceeds becoming due, a
Beneficiary can elect to receive the Death Benefit proceeds as a series of fixed annuity payments (annuity payment options 1-4) or as a series of variable annuity payments (annuity payment options 1-3 or 5 and 6). See the section entitled "What Types of Annuity Options are Available."

SPOUSAL BENEFICIARY - ASSUMPTION OF ANNUITY

You may name your spouse as your Beneficiary. If you and your spouse own the
Annuity jointly, we assume that the sole primary Beneficiary will be the surviving spouse unless you elect an alternative Beneficiary designation. Unless you elect an alternative Beneficiary designation, the spouse Beneficiary may elect to assume ownership of the Annuity instead of taking the Death Benefit payment. Any Death Benefit (including any optional Death Benefits) that would have been payable to the Beneficiary will become the new Account Value as of the date we receive due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the surviving spouse, the new Account Value will be considered as the initial Purchase Payment. No CDSC will apply to the new
Account Value. However, any additional Purchase Payments applied after the date the assumption is effective will be subject to all provisions of the Annuity, including any CDSC that may apply to the additional Purchase Payments.

See the section entitled "Managing Your Annuity - Spousal Contingent Annuitant"
for a discussion of the treatment of a spousal Contingent Annuitant in the case of the death of the Annuitant in an entity owned Annuity.

IRA BENEFICIARY CONTINUATION OPTION

The Code provides for alternative death benefit payment options when an Annuity is used as an IRA, 403(b) or other "qualified investment" that requires Minimum
Distributions. Upon the Owner's death under an IRA, 403(b) or other "qualified investment", a Beneficiary may generally elect to continue the Annuity and receive Minimum Distributions under the Annuity instead of receiving the death benefit in a single payment. The available payment options will depend on whether the Owner died on or before the date he or she was required to begin receiving Minimum Distributions under the Code and whether the Beneficiary is the surviving spouse.

|X|  If death occurs before the date Minimum Distributions must begin under the
     Code, the Death Benefit can be paid out in either a lump sum, within five years from the date of death, or over the life or life expectancy of the designated Beneficiary (as long as payments begin by December 31st of the year following the year of death). However, if the spouse is the
     Beneficiary, the Death Benefit can be paid out over the life or life expectancy of the spouse with such payments beginning no earlier than
     December 31st of the year following the year of death or December 31st of the year in which the deceased would have reached age 70 1/2, which ever is later.

|X|  If death occurs after the date Minimum Distributions must begin under the
     Code, the Death Benefit must be paid out at least as rapidly as under the method then in effect.

A Beneficiary has the flexibility to take out more each year than required under the Minimum Distribution rules. Until withdrawn, amounts in an IRA, 403(b) or other "qualified investment" continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the Minimum
Distribution rules, are subject to tax. You may wish to consult a professional tax advisor for tax advice as to your particular situation. See the section entitled "How are Distributions From Qualified Contracts Taxed? - Minimum
Distributions after age 70 1/2."

Upon election of this IRA Beneficiary Continuation option:

|X|  the Annuity contract will be continued in the Owner's name, for the benefit of the Beneficiary.

|X|  the Account Value will be equal to any Death Benefit (including any optional Death Benefit) that would have been payable to the Beneficiary if they had taken a lump sum distribution.

|X|  the Beneficiary may request transfers among Sub-accounts, subject to the same limitations and restrictions that applied to the Owner. NOTE: The
     Sub-accounts offered under the IRA Beneficiary Continuation option may be limited.

|X|  no additional Purchase Payments can be applied to the Annuity.

|X|  the basic Death Benefit and any optional Death Benefits elected by the
     Owner will no longer apply to the Beneficiary.

|X|  the Beneficiary can request a withdrawal of all or a portion of the Account
     Value at any time without application of a CDSC.

|X|  upon the death of the Beneficiary, any remaining Account Value will be paid in a lump sum to the person(s) named by the Beneficiary.

|X|  all amounts in the Annuity must be paid out to the Beneficiary according to the Minimum Distribution rules described above.

Please contact American Skandia for additional information on the availability, restrictions and limitations that will apply to a Beneficiary under the IRA
Beneficiary Continuation option.

Are there any exceptions to these rules for paying the Death Benefit? Yes, there are exceptions that apply no matter how your Death Benefit is calculated. There are exceptions to the Death Benefit if the decedent was not the Owner or
Annuitant as of the Issue Date and did not become the Owner or Annuitant due to the prior Owner's or Annuitant's death. Any Death Benefit (including either optional Death Benefit) that applies will be suspended for a two-year period from the date he or she first became Owner or Annuitant. After the two-year suspension period is completed, the Death Benefit is the same as if this person had been an Owner or Annuitant on the Issue Date.

When do you determine the Death Benefit?

We determine the amount of the Death Benefit as of the date we receive "due proof of death", any instructions we require to determine the method of payment and any other written representations we require to determine the proper payment of the Death Benefit to all Beneficiaries. "Due proof of death" may include a certified copy of a death certificate, a certified copy of a decree of a court of competent jurisdiction as to the finding of death or other satisfactory proof of death. Upon our receipt of "due proof of death" we automatically transfer the
Death Benefit to the WFVT Money Market Sub-account until we further determine the universe of eligible Beneficiaries. Once the universe of eligible
Beneficiaries has been determined each eligible Beneficiary may allocate his or her eligible share of the Death Benefit to the Sub-accounts according to our rules.

Each Beneficiary must make an election as to the method they wish to receive their portion of the Death Benefit. Absent an election of a Death Benefit payment method, no Death Benefit can be paid to the Beneficiary. We may require written acknowledgment of all named Beneficiaries before we can pay the Death
Benefit. During the period from the date of death until we receive all required paper work, the amount of the Death Benefit may be subject to market fluctuations.

VALUING YOUR INVESTMENT

HOW IS MY ACCOUNT VALUE DETERMINED?

During the accumulation period, the Annuity has an Account Value. The Account
Value is determined separately for each Sub-account allocation and for each
Fixed Allocation. The Account Value is the sum of the values of each Sub-account allocation and the value of each Fixed Allocation. The Account Value does not reflect any CDSC that may apply to a withdrawal or surrender. When determining the Account Value on a day more than 30 days prior to a Fixed Allocation's
Maturity Date, the Account Value may include any Market Value Adjustment that would apply to a Fixed Allocation (if withdrawn or transferred) on that day.

WHAT IS THE SURRENDER VALUE OF MY ANNUITY?

The Surrender Value of your Annuity is the value available to you on any day during the accumulation period. The Surrender Value is equal to your Account
Value minus any CDSC, the Annual Maintenance Fee and the charge for any optional benefits. The Surrender Value will also include any Market Value Adjustment that may apply.

HOW AND WHEN DO YOU VALUE THE SUB-ACCOUNTS?

When you allocate Account Value to a Sub-account, you are purchasing units of the Sub-account. Each Sub-account invests exclusively in shares of an underlying
Portfolio. The value of the Units fluctuates with the market fluctuations of the
Portfolios. The value of the Units also reflects the daily accrual for the
Insurance Charge and if you elected one or more optional benefits whose annual charge is deducted daily, the additional charge made for such benefits. There may be several different Unit Prices for each Sub-account to reflect the
Insurance Charge and the charges for any optional benefits. The Unit Price for the Units you purchase will be based on the total charges for the benefits that apply to your Annuity. See the section entitled "What Happens to My Units When
There is a Change in Daily Asset-Based Charges?" for a detailed discussion of how Units are purchased and redeemed to reflect changes in the daily charges that apply to your Annuity.

Each Valuation Day, we determine the price for a Unit of each Sub-account, called the "Unit Price." The Unit Price is used for determining the value of transactions involving Units of the Sub-accounts. We determine the number of
Units involved in any transaction by dividing the dollar value of the transaction by the Unit Price of the Sub-account as of the Valuation Day.

EXAMPLE

Assume you allocate $5,000 to a Sub-account. On the Valuation Day you make the allocation, the Unit Price is $14.83. Your $5,000 buys 337.154 Units of the
Sub-account. Assume that later, you wish to transfer $3,000 of your Account
Value out of that Sub-account and into another Sub-account. On the Valuation Day you request the transfer, the Unit Price of the original Sub-account has increased to $16.79. To transfer $3,000, we sell 178.677 Units at the current
Unit Price, leaving you 158.477 Units. We then buy $3,000 of Units of the new
Sub-account at the Unit Price of $17.83. You would then have 168.255 Units of the new Sub-account.

HOW DO YOU VALUE FIXED ALLOCATIONS?

During the Guarantee Period, we use the concept of an Interim Value. The Interim
Value can be calculated on any day and is equal to the initial value allocated to a Fixed Allocation plus all interest credited to a Fixed Allocation as of the date calculated. The Interim Value does not include the impact of any Market
Value Adjustment. If you made any transfers or withdrawals from a Fixed
Allocation, the Interim Value will reflect the withdrawal of those amounts and any interest credited to those amounts before they were withdrawn. To determine the Account Value of a Fixed Allocation on any day other than its Maturity Date or within 30 days prior to its Maturity Date, we multiply the Account Value of the Fixed Allocation times the Market Value Adjustment factor.

WHEN DO YOU PROCESS AND VALUE TRANSACTIONS?

American Skandia is generally open to process financial transactions on those days that the New York Stock Exchange (NYSE) is open for trading. There may be circumstances where the NYSE does not open on a regularly scheduled date or time or closes at an earlier time than scheduled (normally 4:00 p.m. EST). Financial transactions requested before the close of the NYSE which meet our requirements will be processed according to the value next determined following the close of business. Financial transactions requested on a non-business day or after the close of the NYSE will be processed based on the value next computed on the next business day. There may be circumstances when the opening or closing time of the
NYSE is different than other major stock exchanges, such as NASDAQ or the
American Stock Exchange. Under such circumstances, the closing time of the NYSE will be used when valuing and processing transactions.

There may be circumstances where the NYSE is open, however, due to inclement weather, natural disaster or other circumstances beyond our control, our offices may be closed or our business processing capabilities may be restricted. Under those circumstances, your Account Value may fluctuate based on changes in the
Unit Values, but you may not be able to transfer Account Value, or make a purchase or redemption request.

The NYSE is closed on the following nationally recognized holidays: New Year's
Day, Martin Luther King, Jr. Day, Presidents' Day, Good Friday, Memorial Day,
Independence Day, Labor Day, Thanksgiving, and Christmas. On those dates, we will not process any financial transactions involving purchase or redemption orders.

American Skandia will also not process financial transactions involving purchase or redemption orders or transfers on any day that:

|X|  trading on the NYSE is restricted;

|X|  an emergency exists making redemption or valuation of securities held in the separate account impractical; or

|X|  the SEC, by order, permits the suspension or postponement for the protection of security holders.

Initial Purchase Payments: We are required to allocate your initial Purchase
Payment to the Sub-accounts within two (2) days after we receive all of our requirements to issue the Annuity. If we do not have all the required information to allow us to issue your Annuity, we may retain the Purchase
Payment while we try to reach you or your representative to obtain all of our requirements. If we are unable to obtain all of our required information within five (5) days, we are required to return the Purchase Payment to you at that time, unless you specifically consent to our retaining the Purchase Payment while we gather the required information. Once we obtain the required information, we will invest the Purchase Payment and issue the Annuity within two (2) days. During any period that we are trying to obtain the required information, your money is not invested.

Additional Purchase Payments: We will apply any additional Purchase Payments on the Valuation Day that we receive the Purchase Payment with satisfactory allocation instructions.

Scheduled Transactions: "Scheduled" transactions include transfers under a
Dollar Cost Averaging, rebalancing, or asset allocation program, Systematic
Withdrawals, Minimum Distributions or annuity payments. Scheduled transactions are processed and valued as of the date they are scheduled, unless the scheduled day is not a Valuation Day. In that case, the transaction will be processed and valued on Valuation Day prior to the scheduled transaction date.

Unscheduled Transactions: "Unscheduled" transactions include any other non-scheduled transfers and requests for Partial Withdrawals or Free Withdrawals or Surrenders. Unscheduled transactions are processed and valued as of the
Valuation Day we receive the request at our Office and have all of the required information.

Medically-related Surrenders & Death Benefits: Medically-related surrender requests and Death Benefit claims require our review and evaluation before processing. We price such transactions as of the date we receive at our Office all supporting documentation we require for such transactions and that are satisfactory to us.

WHAT HAPPENS TO MY UNITS WHEN THERE IS A CHANGE IN DAILY ASSET-BASED CHARGES?

Termination of Optional Benefits: If you terminate the Guaranteed Return Option program or either Optional Death Benefit, we will no longer deduct the charge we apply to purchase the optional benefit. On the date the charge no longer applies, your Annuity will become subject to a different daily asset-based charge. We will process a transaction where your Account Value allocated to the
Sub-accounts will be used to purchase new Units of the Sub-accounts that reflect the Insurance Charge and any optional benefit or program still elected, but not the charge for the optional benefit or program that you terminated. The number of Units attributed to your Annuity will be decreased and the Unit Price of each unit of the Sub-accounts in which you invested will be increased. The adjustment in the number of Units and Unit Price will not affect your Account Value.
Beginning on that date, your Account Value will be determined based on the change in the value of Units that reflect the Insurance Charge and any other optional benefits that you have elected.

TAX CONSIDERATIONS

WHAT ARE SOME OF THE FEDERAL TAX CONSIDERATIONS OF THIS ANNUITY?

Following is a brief summary of some of the Federal tax considerations relating to this Annuity. However, since the tax laws are complex and tax consequences are affected by your individual circumstances, this summary of our interpretation of the relevant tax laws is not intended to be fully comprehensive nor is it intended as tax advice. Therefore, you may wish to consult a professional tax advisor for tax advice as to your particular situation.

HOW ARE AMERICAN SKANDIA AND THE SEPARATE ACCOUNTS TAXED?

The Separate Accounts are taxed as part of American Skandia. American Skandia is taxed as a life insurance company under Part I, subchapter L of the Code. No taxes are due on interest, dividends and short-term or long-term capital gains earned by the Separate Accounts with respect to the Annuities.

IN GENERAL, HOW ARE ANNUITIES TAXED?

Section 72 of the Code governs the taxation of annuities in general. Taxation of the Annuity will depend in large part on:

1. whether the Annuity is used by:

|X|  a qualified pension plan, profit sharing plan or other retirement arrangement that is eligible for special treatment under the Code (for purposes of this discussion, a "Qualified Contract"); or

|X|  an individual or a corporation, trust or partnership (a "Non-qualified
     Contract"); and

2. whether the Owner is:

|X|  an individual person or persons; or

|X|  an entity including a corporation, trust or partnership.

Individual Ownership: If one or more individuals own an Annuity, the Owner of the Annuity is generally not taxed on any increase in the value of the Annuity until an amount is received (a "distribution"). This is commonly referred to as
"tax deferral". A distribution can be in the form of a lump sum payment including payment of a Death Benefit, or in annuity payments under one of the annuity payment options. Certain other transactions may qualify as a distribution and be subject to taxation.

Entity Ownership: If the Annuity is owned by an entity and is not a Qualified
Contract, generally the Owner of the Annuity must currently include any increase in the value of the Annuity during a tax year in its gross income. An exception from current taxation applies for annuities held by an employer with respect to a terminated tax-qualified retirement plan, a trust holding an annuity as an agent for a natural person, or by a decedent's estate by reason of the death of the decedent. A tax-exempt entity for Federal tax purposes may not be subject to income tax as a result of this provision.

HOW ARE DISTRIBUTIONS TAXED?

Distributions from an Annuity are taxed as ordinary income and not as capital gains.

Distributions Before Annuitization: Distributions received before annuity payments begin are generally treated as coming first from "income on the contract" and then as a return of the "investment in the contract". The amount of any distribution that is treated as receipt of "income on the contract" is includible in the taxpayer's gross income and taxable in the year it is received. The amount of any distribution treated as a return of the "investment in the contract" is not includible in gross income.

|X|  "Income on the contract" is calculated by subtracting the taxpayer's
     "investment in the contract" from the aggregate value of all "related contracts" (discussed below).

|X|  "Investment in the contract" is equal to total purchase payments for all
     "related contracts" minus any previous distributions or portions of such distributions from such "related contracts" that were not includible in gross income. "Investment in the contract" may be affected by whether an annuity or any "related contract" was purchased as part of a tax-free exchange of life insurance, endowment, or annuity contracts under Section
     1035 of the Code. The "investment in the contract" for a Qualified Contract will be considered zero for tax reporting purposes.

Distributions After Annuitization: A portion of each annuity payment received on or after the Annuity Date will generally be taxable. The taxable portion of each annuity payment is determined by a formula which establishes the ratio that the
"investment in the contract" bears to the total value of annuity payments to be made. This is called the "exclusion ratio." The investment in the contract is excluded from gross income. Any portion of an annuity payment received that exceeds the exclusion ratio will be entirely includible in gross income. The formula for determining the exclusion ratio differs between fixed and variable annuity payments. When annuity payments cease because of the death of the person upon whose life payments are based and, as of the date of death, the amount of annuity payments excluded from taxable income by the exclusion ratio does not exceed the "investment in the contract," then the remaining portion of unrecovered investment may be allowed as a deduction on the decedent's final income tax return.

Penalty Tax on Distributions: Generally, any distribution from an annuity not used in conjunction with a Qualified Contract (Qualified Contracts are discussed below) is subject to a penalty equal to 10% of the amount includible in gross income. This penalty does not apply to certain distributions, including:

|X|  Distributions made on or after the taxpayer has attained age 591/2;

|X|  Distributions made on or after the death of the contract owner, or, if the owner is an entity, the death of the annuitant;

|X|  Distributions attributable to the taxpayer's becoming disabled within the meaning of Code section 72(m)(7);

|X|  Distributions which are part of a series of substantially equal periodic payments for the life (or life expectancy) of the taxpayer or the joint lives (or joint life expectancies) of the taxpayer and the taxpayer's designated beneficiary;

|X|  Distributions of amounts which are treated as "investments in the contract"
     made prior to August 14, 1982;

|X|  Payments under an immediate annuity as defined in the Code;

|X|  Distributions under a qualified funding asset under Code Section 130(d); or

|X|  Distributions from an annuity purchased by an employer on the termination of a qualified pension plan that is held by the employer until the employee separates from service.

Special rules applicable to "related contracts": Contracts issued by the same insurer to the same contract owner within the same calendar year (other than certain contracts owned in connection with a tax-qualified retirement arrangement) are to be treated as one annuity contract when determining the taxation of distributions before annuitization. We refer to these contracts as
"related contracts." In situations involving related contracts we believe that the values under such contracts and the investment in the contracts will be added together to determine the proper taxation of a distribution from any one contract described under the section "Distributions before Annuitization."
Generally, distributions will be treated as coming first from income on the contract until all of the income on all such related contracts is withdrawn, and then as a return of the investment in the contract. There is some uncertainty regarding the manner in which the Internal Revenue Service would view related contracts when one or more contracts are immediate annuities or are contracts that have been annuitized. The Internal Revenue Service has not issued guidance clarifying this issue as of the date of this Prospectus. You are particularly cautioned to seek advice from your own tax advisor on this matter.

Special concerns regarding "substantially equal periodic payments": (also known as "72(t)" or "72(q)" distributions) Any modification to a program of distributions which are part of a series of substantially equal periodic payments that occur before the later of the taxpayer reaching age 59 1/2or five
(5) years from the first of such payments will result in the requirement to pay the 10% premature distribution penalty that would have been due had the payments been treated as subject to the 10% premature distribution penalty in the years received, plus interest. This does not apply when the modification is by reason of death or disability. American Skandia does not currently support a section
72(q) program.

Special concerns regarding immediate annuities: The Internal Revenue Service has ruled that the immediate annuity exception to the 10% penalty described above under "Penalty Tax on Distributions" for "non-qualified" immediate annuities as defined under the Code may not apply to annuity payments under a contract recognized as an immediate annuity under state insurance law obtained pursuant to an exchange of a contract if: (a) purchase payments for the exchanged contract were contributed or deemed to be contributed more than one year prior to the annuity starting date under the immediate annuity; and (b) the annuity payments under the immediate annuity do not meet the requirements of any other exception to the 10% penalty.

Special rules in relation to tax-free exchanges under Section 1035: Section 1035 of the Code permits certain tax-free exchanges of a life insurance, annuity or endowment contract for an annuity. If an annuity is purchased through a tax-free exchange of a life insurance, annuity or endowment contract that was purchased prior to August 14, 1982, then any distributions other than as annuity payments will be considered to come:

|X|  First, from the amount of "investment in the contract" made prior to August
     14, 1982 and exchanged into the annuity;

|X|  Then, from any "income on the contract" that is attributable to the purchase payments made prior to August 14, 1982 (including income on such original purchase payments after the exchange);

|X|  Then, from any remaining "income on the contract"; and

|X|  Lastly, from the amount of any "investment in the contract" made after
     August 13, 1982.

Therefore, to the extent a distribution is equal to or less than the remaining investment in the contract made prior to August 14, 1982, such amounts are not included in taxable income. Further, distributions received that are considered to be a return of investment on the contract from purchase payments made prior to August 14, 1982, such distributions are not subject to the 10% tax penalty.
In all other respects, the general provisions of the Code apply to distributions from annuities obtained as part of such an exchange.

Partial surrenders may be treated in the same way as tax-free 1035 exchanges of entire contracts, therefore avoiding current taxation of any gains in the contract as well as the 10% IRS tax penalty on pre-age 59 1/2withdrawals. The
IRS has reserved the right to treat transactions it considers abusive as ineligible for this favorable partial 1035 exchange treatment. We do not know what transactions may be considered abusive. For example, we do not know how the
IRS may view early withdrawals or annuitizations after a partial exchange. As of the date of this prospectus, we will treat a partial surrender of this type involving a non-qualified annuity contract as a "tax-free" exchange for future tax reporting purposes, except to the extent that we, as a reporting and withholding agent, believe that we would be expected to deem the transaction to be abusive. However, some insurance companies may not recognize these partial surrenders as tax-free exchanges and may report them as taxable distributions to the extent of any gain distributed as well as subjecting the taxable portion of the distribution to the 10% IRS early distribution penalty. We strongly urge you to discuss any transaction of this type with your tax advisor before proceeding with the transaction.

There is no guidance from the Internal Revenue Service as to whether a partial exchange from a life insurance contract is eligible for non-recognition treatment under Section 1035 of the Code. We will continue to report a partial surrender of a life insurance policy as subject to current taxation to the extent of any gain. In addition, please be cautioned that no specific guidance has been provided as to the impact of such a transaction on the remaining life insurance policy, particularly as to the subsequent methods to be used to test for compliance under the Code for both the definition of life insurance and the definition of a modified endowment contract.

Special Considerations for Purchasers of the Enhanced Beneficiary Protection
Optional Death Benefit: As of the date of this Prospectus, it is our understanding that the charges related to the optional Death Benefit are not subject to current taxation and we will not report them as such. However, the
IRS could take the position that these charges should be treated as partial withdrawals subject to current taxation to the extent of any gain and, if applicable, the 10% tax penalty. We reserve the right to report charges for the optional Death Benefit as partial withdrawals if we, as a reporting and withholding agent, believe that we would be expected to report them as such.

WHAT TAX CONSIDERATIONS ARE THERE FOR TAX-QUALIFIED RETIREMENT PLANS OR
QUALIFIED CONTRACTS?

An annuity may be suitable as a funding vehicle for various types of tax-qualified retirement plans. We have provided summaries below of the types of tax-qualified retirement plans with which we may issue an Annuity. These summaries provide general information about the tax rules and are not intended to be complete discussions. The tax rules regarding qualified plans are complex.
These rules may include limitations on contributions and restrictions on distributions, including additional taxation of distributions and additional penalties. The terms and conditions of the tax-qualified retirement plan may impose other limitations and restrictions that are in addition to the terms of the Annuity. The application of these rules depends on individual facts and circumstances. Before purchasing an Annuity for use in a qualified plan, you should obtain competent tax advice, both as to the tax treatment and suitability of such an investment. American Skandia does not offer all of its annuities to all of these types of tax-qualified retirement plans.

Economic Growth and Tax Relief Reconciliation Act (EGTRRA): Certain states do not conform to the pension provisions included in EGTRRA. We recommend that you consult with your tax advisor to determine the status of your state's statutes as they relate to EGTRRA and your tax qualified retirement plan.

Corporate Pension and Profit-sharing Plans: Annuities may be used to fund employee benefits of various corporate pension and profit-sharing plans established by corporate employers under Section 401(a) of the Code including
401(k) plans. Contributions to such plans are not taxable to the employee until distributions are made from the retirement plan. The Code imposes limitations on the amount that may be contributed and the timing of distributions. The tax treatment of distributions is subject to special provisions of the Code, and also depends on the design of the specific retirement plan. There are also special requirements as to participation, nondiscrimination, vesting and nonforfeitability of interests.

H.R. 10 Plans: Annuities may also be used to fund benefits of retirement plans established by self-employed individuals for themselves and their employees.
These are commonly known as "H.R. 10 Plans" or "Keogh Plans". These plans are subject to most of the same types of limitations and requirements as retirement plans established by corporations. However, the exact limitations and requirements may differ from those for corporate plans.

Tax Sheltered Annuities: Under Section 403(b) of the Code, a tax sheltered annuity ("TSA") is a contract into which contributions may be made by certain qualifying employers such as public schools and certain charitable, educational and scientific organizations specified in Section 501(c)(3) for the benefit of their employees. Such contributions are not taxable to the employee until distributions are made from the TSA. The Code imposes limits on contributions, transfers and distributions. Nondiscrimination requirements also apply.

Section 457 Plans: Under Section 457 of the Code, deferred compensation plans established by governmental and certain other tax exempt employers for their employees may invest in annuity contracts. The Code limits contributions and distributions, and imposes eligibility requirements as well. Contributions are not taxable to employees until distributed from the plan. However, plan assets remain the property of the employer and are subject to the claims of the employer's general creditors until such assets are made available to participants or their beneficiaries.

Individual Retirement Arrangements or "IRAs": Section 408 of the Code allows eligible individuals to maintain an individual retirement account or individual retirement annuity ("IRA"). IRAs are subject to limitations on the amount that may be contributed, the contributions that may be deducted from taxable income, the persons who may be eligible to establish an IRA and the time when distributions must commence. Further, an Annuity may be established with
"roll-over" distributions from certain tax-qualified retirement plans and maintain the tax-deferred status of these amounts.

Roth IRAs: A form of IRA is also available called a "Roth IRA". Contributions to a Roth IRA are not tax deductible. However, distributions from a Roth IRA are free from Federal income taxes and are not subject to the 10% penalty tax if five (5) tax years have passed since the first contribution was made or any conversion from a traditional IRA was made and the distribution is made (a) once the taxpayer is age 59 1/2or older, (b) upon the death or disability of the taxpayer, or (c) for qualified first-time home buyer expenses, subject to certain limitations. Distributions from a Roth IRA that are not "qualified" as described above may be subject to Federal income and penalty taxes.

Purchasers of IRAs and Roth IRAs will receive a special disclosure document, which describes limitations on eligibility, contributions, transferability and distributions. It also describes the conditions under which distributions from
IRAs and qualified plans may be rolled over or transferred into an IRA or another qualified plan, on a tax-deferred basis and the conditions under which distributions from traditional IRAs may be rolled over to, or the traditional
IRA itself may be converted into, a Roth IRA.

SEP IRAs: Eligible employers that meet specified criteria may establish
Simplified Employee Pensions or SEP IRAs. Employer contributions that may be made to employee SEP IRAs are larger than the amounts that may be contributed to other IRAs, and may be deductible to the employer.

HOW ARE DISTRIBUTIONS FROM QUALIFIED CONTRACTS TAXED?

Distributions from Qualified Contracts are generally taxed under Section 72 of the Code. Under these rules, a portion of each distribution may be excludable from income. The excludable amount is the proportion of a distribution representing after-tax contributions. Generally, a 10% penalty tax applies to the taxable portion of a distribution from a Qualified Contract made prior to age 59 1/2. However, the 10% penalty tax does not apply when the distribution:

|X|  is part of a properly executed transfer to another IRA or another eligible qualified account;

|X|  is subsequent to the death or disability of the taxpayer (for this purpose disability is as defined in Section 72(m)(7) of the Code);

|X|  is part of a series of substantially equal periodic payments to be paid not less frequently than annually for the taxpayer's life or life expectancy or for the joint lives or life expectancies of the taxpayer and a designated beneficiary;

|X|  is subsequent to a separation from service after the taxpayer attains age
     55*;

|X|  does not exceed the employee's allowable deduction in that tax year for medical care;

|X|  is made to an alternate payee pursuant to a qualified domestic relations order*;

|X|  is made pursuant to an IRS levy;

|X|  is made to pay qualified acquisition costs for a first time home purchase
     (IRA only);

|X|  is made to pay qualified higher education expenses (IRA only); and

|X|  is not more than the cost of your medical insurance (IRA only.

The exceptions above which are followed by an asterisk (*) do not apply to IRAs.
Certain other exceptions may be available.

Minimum Distributions after age 70 1/2: A participant's interest in a Qualified
Contract must generally be distributed, or begin to be distributed, by the
"required beginning date". This is April 1st of the calendar year following the later of:

|X|  the calendar year in which the individual attains age 70 1/2; or

|X|  the calendar year in which the individual retires from service with the employer sponsoring the plan. The retirement option is not available to
     IRAs.

The IRS has released Treasury regulations containing new Minimum Distribution rules. For Minimum Distributions required in 2003 and later, individuals are required to use the rules under the 2002 Final Regulations. The 2002 Final
Regulations contain a provision which could increase the amount of minimum distributions required for certain individuals. Under the 2002 Final
Regulations, individuals are required to include in their annuity contract value the actuarial value of any other benefits that will be provided under the annuity. We and other annuity providers are currently seeking clarification of this new rule. You should consult your tax adviser to determine the impact of this rule on your Minimum Distributions.

Under the new Minimum Distribution rules, a uniform life expectancy table will be utilized by all participants except those with a spouse who is more than ten
(10) years younger than the participant. In that case, the new rules permit the participant to utilize the actual life expectancies of the participant and the spouse. In most cases, the beneficiary may be changed during the participant's lifetime with no affect on the Minimum Distributions. At death, the designated
Beneficiary may generally take Minimum Distributions over his/her life expectancy or in a lump sum.

If the amount distributed is less than the minimum required distribution for the year, the participant is subject to a 50% tax on the amount that was not properly distributed. Because of the many recent changes to the Minimum
Distribution rules, we strongly encourage you to consult with your tax advisor for more detailed information.

GENERAL TAX CONSIDERATIONS

Diversification: Section 817(h) of the Code provides that a variable annuity contract, in order to qualify as an annuity, must have an "adequately diversified" segregated asset account (including investments in a mutual fund by the segregated asset account of insurance companies). If the diversification requirements under the Code are not met and the annuity is not treated as an annuity, the taxpayer will be subject to income tax on the annual gain in the contract. The Treasury Department's regulations prescribe the diversification requirements for variable annuity contracts. We expect the underlying mutual fund portfolios to comply with the terms of these regulations.

Transfers Between Investment Options: Transfers between investment options are not subject to taxation. The Treasury Department may promulgate guidelines under which a variable annuity will not be treated as an annuity for tax purposes if persons with ownership rights have excessive control over the investments underlying such variable annuity. Such guidelines may or may not address the number of investment options or the number of transfers between investment options offered under a variable annuity. It is not known whether such guidelines, if in fact promulgated, would have retroactive effect. It is also not known what effect, if any, such guidelines may have on transfers between the investment options of the Annuity offered pursuant to this Prospectus. We will take any action, including modifications to your Annuity or the Sub-accounts, required to comply with such guidelines if promulgated.

Federal Income Tax Withholding: Section 3405 of the Code provides for Federal income tax withholding on the portion of a distribution which is includible in the gross income of the recipient. Amounts to be withheld depend upon the nature of the distribution. However, under most circumstances a recipient may elect not to have income taxes withheld or have income taxes withheld at a different rate by filing a completed election form with us.

Certain distributions, known as eligible rollover distributions, from Qualified
Contracts, are subject to automatic 20% withholding for Federal income taxes.
The following distributions are not eligible rollover distributions and not subject to 20% withholding:

|X|  any portion of a distribution paid as a Minimum Distribution;

|X|  direct transfers to the trustee of another retirement plan;

|X|  distributions from an individual retirement account or individual retirement annuity;

|X|  distributions made as substantially equal periodic payments for the life or life expectancy of the participant in the retirement plan or the life or life expectancy of such participant and his or her designated beneficiary under such plan;

|X|  distributions that are part of a series of substantial periodic payments pursuant to Section 72(q) or 72(t) of the Code; and

|X|  certain other distributions where automatic 20% withholding may not apply.

Loans, Assignments and Pledges: Any amount received directly or indirectly as a loan from, or any assignment or pledge of any portion of the value of, an annuity before annuity payments have begun is treated as a distribution subject to taxation under the distribution rules set forth above. Any gain in an annuity on or after the assignment or pledge of an entire annuity and while such assignment or pledge remains in effect is treated as "income on the contract" in the year in which it is earned. For annuities not issued as Qualified Contracts, the cost basis of the annuity is increased by the amount of any assignment or pledge includible in gross income. The cost basis is not affected by any repayment of any loan for which the annuity is collateral or by payment of any interest thereon.

Gifts: The gift of an annuity to someone other than the spouse of the owner (or former spouse incident to a divorce) is treated, for income tax purposes, as a distribution.

Estate and Gift Tax Considerations: You should obtain competent tax advice with respect to possible federal and state estate and gift tax consequences flowing from the ownership and transfer of annuities.

Generation-Skipping Transfers: Under the Code certain taxes may be due when all or part of an annuity is transferred to, or a death benefit is paid to, an individual two or more generations younger than the contract holder. These generation-skipping transfers generally include those subject to federal estate or gift tax rules. There is an aggregate $1.1 million exemption from taxes for all such transfers. We may be required to determine whether a transaction is a direct skip as defined in the Code and the amount of the resulting tax. We will deduct from your Annuity or from any applicable payment treated as a direct skip any amount of tax we are required to pay.

Considerations for Contingent Annuitants: There may be adverse tax consequences if a contingent annuitant succeeds an annuitant when the Annuity is owned by a trust that is neither tax exempt nor qualifies for preferred treatment under certain sections of the Code. In general, the Code is designed to prevent indefinite deferral of tax. Continuing the benefit of tax deferral by naming one or more contingent annuitants when the Annuity is owned by a non-qualified trust might be deemed an attempt to extend the tax deferral for an indefinite period.
Therefore, adverse tax treatment may depend on the terms of the trust, who is named as contingent annuitant, as well as the particular facts and circumstances. You should consult your tax advisor before naming a contingent annuitant if you expect to use an Annuity in such a fashion.

GENERAL INFORMATION

HOW WILL I RECEIVE STATEMENTS AND REPORTS?

We send any statements and reports required by applicable law or regulation to you at your last known address of record. You should therefore give us prompt notice of any address change. We reserve the right, to the extent permitted by law and subject to your prior consent, to provide any prospectus, prospectus supplements, confirmations, statements and reports required by applicable law or regulation to you through our Internet Website at http://www.americanskandia.com or any other electronic means, including diskettes or CD ROMs. We send a confirmation statement to you each time a transaction is made affecting Account
Value, such as making additional Purchase Payments, transfers, exchanges or withdrawals. We also send quarterly statements detailing the activity affecting your Annuity during the calendar quarter. We may confirm regularly scheduled transactions, such as the Annual Maintenance Fee, systematic withdrawals
(including 72(t) payments and required minimum distributions), bank drafting, dollar cost averaging, and static rebalancing, in quarterly statements instead of confirming them immediately. You should review the information in these statements carefully. You may request additional reports. We reserve the right to charge up to $50 for each such additional report.

Any errors or corrections on transactions for your Annuity must be reported to us at our Office as soon as possible to assure proper accounting to your
Annuity. For transactions that are confirmed immediately, we assume all transactions are accurate unless you notify us otherwise within 30 days from the date you receive the confirmation. For transactions that are first confirmed on the quarterly statement, we assume all transactions are accurate unless you notify us within 30 days from the date you receive the quarterly statement. All transactions confirmed immediately or by quarterly statement are deemed conclusive after the applicable 30-day period. We may also send an annual report and a semi-annual report containing applicable financial statements for the
Separate Account and the Portfolios, as of December 31 and June 30,
respectively, to Owners or, with your prior consent, make such documents available electronically through our Internet Website or other electronic means.

WHO IS AMERICAN SKANDIA?

American Skandia Life Assurance Corporation ("American Skandia") is a stock life insurance company domiciled in Connecticut with licenses in all 50 states, the
District of Columbia and Puerto Rico. American Skandia is a wholly-owned subsidiary of American Skandia, Inc. ("ASI"). American Skandia markets its products to broker-dealers and financial planners through an internal field marketing staff. In addition, American Skandia markets through and in conjunction with financial institutions such as banks that are permitted directly, or through affiliates, to sell annuities.

American Skandia is in the business of issuing annuity and life insurance products. American Skandia currently offers the following products: (a) flexible premium deferred annuities and single premium fixed deferred annuities that are registered with the SEC; (b) certain other fixed deferred annuities that are not registered with the SEC; (c) both fixed and variable immediate adjustable annuities; and (d) a single premium variable life insurance policy that is registered with the SEC.

On December 20, 2002, Skandia Insurance Company Ltd. (publ), an insurance company organized under the laws of the Kingdom of Sweden ("Skandia"), and on that date, the ultimate parent company of American Skandia, announced that it and Skandia U.S. Inc. had entered into a definitive Stock Purchase Agreement with Prudential Financial, Inc., a New Jersey corporation ("Prudential
Financial"). Under the terms of the Stock Purchase Agreement, Prudential
Financial will acquire Skandia U.S. Inc., a Delaware corporation, from Skandia.
Skandia U.S. Inc. is the sole shareholder of ASI, which is the parent company of
American Skandia. The transaction is expected to close during the second quarter of 2003.

Prudential Financial is a New Jersey insurance holding company whose subsidiary companies serve individual and institutional customers worldwide and include The
Prudential Insurance Company of America, one of the largest life insurance companies in the U.S. These companies offer a variety of products and services, including life insurance, property and casualty insurance, mutual funds, annuities, pension and retirement related services and administration, asset management, securities brokerage, banking and trust services, real estate brokerage franchises, and relocation services.

No company other than American Skandia has any legal responsibility to pay amounts that it owes under its annuity and variable life insurance contracts.
However, following the closing of the acquisition, Prudential Financial will exercise significant influence over the operations and capital structure of
American Skandia.

WHAT ARE SEPARATE ACCOUNTS?

The separate accounts are where American Skandia sets aside and invests the assets of some of our annuities. In the accumulation period, assets supporting
Account Values of the Annuities are held in a separate account established under the laws of the State of Connecticut. We are the legal owner of assets in the separate accounts. In the payout period, assets supporting fixed annuity payments and any adjustable annuity payments we make available are held in our general account. Assets supporting variable annuity payment options may be invested in our separate accounts. Income, gains and losses from assets allocated to these separate accounts are credited to or charged against each such separate account without regard to other income, gains or losses of
American Skandia or of any other of our separate accounts. These assets may only be charged with liabilities which arise from the Annuities issued by American
Skandia. The amount of our obligation in relation to allocations to the
Sub-accounts is based on the investment performance of such Sub-accounts.
However, the obligations themselves are our general corporate obligations.

SEPARATE ACCOUNT B

During the accumulation period, the assets supporting obligations based on allocations to the variable investment options are held in Sub-accounts of
American Skandia Life Assurance Corporation Variable Account B, also referred to as "Separate Account B". Separate Account B was established by us pursuant to
Connecticut law on November 25, 1987. Separate Account B also holds assets of other annuities issued by us with values and benefits that vary according to the investment performance of Separate Account B.

Separate Account B consists of multiple Sub-accounts. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. The name of each
Sub-account generally corresponds to the name of the underlying Portfolio. Each
Sub-account in Separate Account B may have several different Unit Prices to reflect the Insurance Charge and the charges for any optional benefits that are offered under this Annuity and other annuities issued by us through Separate
Account B. Separate Account B is registered with the SEC under the Investment
Company Act of 1940 ("Investment Company Act") as a unit investment trust, which is a type of investment company. The SEC does not supervise investment policies, management or practices of Separate Account B.

Prior to November 18, 2002, Separate Account B was organized as a single separate account with six different Sub-account classes, each of which was registered as a distinct unit investment trust under the Investment Company Act.
Effective November 18, 2002 each Sub-account class of Separate Account B will be consolidated into the unit investment trust formerly named American Skandia Life
Assurance Corporation Variable Account B (Class 1 Sub-accounts), which will subsequently be renamed American Skandia Life Assurance Corporation Variable
Account B. Each Sub-account of Separate Account B will have multiple Unit Prices to reflect the daily charge deducted for each combination of the applicable
Insurance Charge, Distribution Charge (when applicable) and the charge for each optional benefit offered under Annuity contracts funded through Separate Account
B. The consolidation of Separate Account B will have no impact on Annuity
Owners.

We reserve the right to make changes to the Sub-accounts available under the
Annuity as we determine appropriate. We may offer new Sub-accounts, eliminate
Sub-accounts, or combine Sub-accounts at our sole discretion. We may also close
Sub-accounts to additional Purchase Payments on existing Annuity contracts or close Sub-accounts for Annuities purchased on or after specified dates. We may also substitute an underlying mutual fund or portfolio of an underlying mutual fund for another underlying mutual fund or portfolio of an underlying mutual fund, subject to our receipt of any exemptive relief that we are required to obtain under the Investment Company Act. We will notify Owners of changes we make to the Sub-accounts available under the Annuity.

Values and benefits based on allocations to the Sub-accounts will vary with the investment performance of the underlying mutual funds or fund portfolios, as applicable. We do not guarantee the investment results of any Sub-account. Your
Account Value allocated to the Sub-accounts may increase or decrease. You bear the entire investment risk. There is no assurance that the Account Value of your
Annuity will equal or be greater than the total of the Purchase Payments you make to us.

SEPARATE ACCOUNT D

During the accumulation period, assets supporting our obligations based on Fixed
Allocations are held in American Skandia Life Assurance Corporation Separate
Account D, also referred to as "Separate Account D". Such obligations are based on the fixed interest rates we credit to Fixed Allocations and the terms of the
Annuities. These obligations do not depend on the investment performance of the assets in Separate Account D. Separate Account D was established by us pursuant to Connecticut law.

There are no units in Separate Account D. The Fixed Allocations are guaranteed by our general account. An Annuity Owner who allocates a portion of their
Account Value to Separate Account D does not participate in the investment gain or loss on assets maintained in Separate Account D. Such gain or loss accrues solely to us. We retain the risk that the value of the assets in Separate
Account D may drop below the reserves and other liabilities we must maintain.
Should the value of the assets in Separate Account D drop below the reserve and other liabilities we must maintain in relation to the annuities supported by such assets, we will transfer assets from our general account to Separate
Account D to make up the difference. We have the right to transfer to our general account any assets of Separate Account D in excess of such reserves and other liabilities. We maintain assets in Separate Account D supporting a number of annuities we offer.

We currently employ investment managers to manage the assets maintained in
Separate Account D. Each manager we employ is responsible for investment management of a different portion of Separate Account D. From time to time additional investment managers may be employed or investment managers may cease being employed. We are under no obligation to employ or continue to employ any investment manager(s) and have sole discretion over the investment managers we retain.

We are not obligated to invest according to specific guidelines or strategies except as may be required by Connecticut and other state insurance laws.

WHAT IS THE LEGAL STRUCTURE OF THE UNDERLYING FUNDS?

Each underlying mutual fund is registered as an open-end management investment company under the Investment Company Act. Shares of the underlying mutual fund portfolios are sold to separate accounts of life insurance companies offering variable annuity and variable life insurance products. The shares may also be sold directly to qualified pension and retirement plans.

VOTING RIGHTS

We are the legal owner of the shares of the underlying mutual funds in which the
Sub-accounts invest. However, under SEC rules, you have voting rights in relation to Account Value maintained in the Sub-accounts. If an underlying mutual fund portfolio requests a vote of shareholders, we will vote our shares based on instructions received from Owners with Account Value allocated to that
Sub-account. Owners have the right to vote an amount equal to the number of shares attributable to their contracts. If we do not receive voting instructions in relation to certain shares, we will vote those shares in the same manner and proportion as the shares for which we have received instructions. We will furnish those Owners who have Account Value allocated to a Sub-account whose underlying mutual fund portfolio has requested a "proxy" vote with proxy materials and the necessary forms to provide us with their voting instructions.
Generally, you will be asked to provide instructions for us to vote on matters such as changes in a fundamental investment strategy, adoption of a new investment advisory agreement, or matters relating to the structure of the underlying mutual fund that require a vote of shareholders.

American Skandia Trust (the "Trust") has obtained an exemption from the
Securities and Exchange Commission that permits its investment adviser, American
Skandia Investment Services, Incorporated ("ASISI"), subject to approval by the
Board of Trustees of the Trust, to change sub-advisors for a Portfolio and to enter into new sub-advisory agreements, without obtaining shareholder approval of the changes. This exemption (which is similar to exemptions granted to other investment companies that are organized in a similar manner as the Trust) is intended to facilitate the efficient supervision and management of the sub-advisors by ASISI and the Trustees. The Trust is required, under the terms of the exemption, to provide certain information to shareholders following these types of changes.

MATERIAL CONFLICTS

It is possible that differences may occur between companies that offer shares of an underlying mutual fund portfolio to their respective separate accounts issuing variable annuities and/or variable life insurance products. Differences may also occur surrounding the offering of an underlying mutual fund portfolio to variable life insurance policies and variable annuity contracts that we offer. Under certain circumstances, these differences could be considered
"material conflicts," in which case we would take necessary action to protect persons with voting rights under our variable annuity contracts and variable life insurance policies against persons with voting rights under other insurance companies' variable insurance products. If a "material conflict" were to arise between owners of variable annuity contracts and variable life insurance policies issued by us we would take necessary action to treat such persons equitably in resolving the conflict. "Material conflicts" could arise due to differences in voting instructions between owners of variable life insurance and variable annuity contracts of the same or different companies. We monitor any potential conflicts that may exist.

SERVICE FEES PAYABLE TO AMERICAN SKANDIA

American Skandia or our affiliates have entered into agreements with the investment adviser or distributor of many of the underlying Portfolios. Under the terms of these agreements, American Skandia provides administrative and support services to the Portfolios for which a fee is paid that is generally based on a percentage of the average assets allocated to the Portfolios under the Annuity. Any fees payable will be consistent with the services rendered or the expected cost savings resulting from the arrangement. These agreements may be different for each underlying mutual fund whose portfolios are offered as
Sub-accounts.

WHO DISTRIBUTES ANNUITIES OFFERED BY AMERICAN SKANDIA?

American Skandia Marketing, Incorporated ("ASM"), a wholly-owned subsidiary of
American Skandia, Inc., is the distributor and principal underwriter of the securities offered through this prospectus. ASM acts as the distributor of a number of annuity and life insurance products we offer and both American Skandia
Trust and American Skandia Advisor Funds, Inc., a family of retail mutual funds.
ASM also acts as an introducing broker-dealer through which it receives a portion of brokerage commissions in connection with purchases and sales of securities held by portfolios of American Skandia Trust which are offered as underlying investment options under the Annuity.

ASM's principal business address is One Corporate Drive, Shelton, Connecticut
06484. ASM is registered as broker-dealer under the Securities Exchange Act of
1934 ("Exchange Act") and is a member of the National Association of Securities
Dealers, Inc. ("NASD").

The Annuity is offered on a continuous basis. ASM enters into distribution agreements with independent broker-dealers who are registered under the Exchange
Act and with entities that may offer the Annuity but are exempt from registration. Applications for the Annuity are solicited by registered representatives of those firms. Such representatives will also be our appointed insurance agents under state insurance law. In addition, ASM may offer the
Annuity directly to potential purchasers.

Compensation is paid to firms on sales of the Annuity according to one or more schedules. The individual representative will receive a portion of the compensation, depending on the practice of the firm. Compensation is generally based on a percentage of Purchase Payments made, up to a maximum of 5.5%.
Alternative compensation schedules are available that provide a lower initial commission plus ongoing annual compensation based on all or a portion of Account
Value. We may also provide compensation for providing ongoing service to you in relation to the Annuity. Commissions and other compensation paid in relation to the Annuity do not result in any additional charge to you or to the Separate
Account.

In addition, firms may receive separate compensation or reimbursement for, among other things, training of sales personnel, marketing or other services they provide to us or our affiliates. We or ASM may enter into compensation arrangements with certain firms. These arrangements will not be offered to all firms and the terms of such arrangements may differ between firms. Any such compensation will be paid by us or ASM and will not result in any additional charge to you. To the extent permitted by NASD rules and other applicable laws and regulations, ASM may pay or allow other promotional incentives or payments in the form of cash or other compensation.

Advertising: We may advertise certain information regarding the performance of the investment options. Details on how we calculate performance for the
Sub-accounts are found in the Statement of Additional Information. This information may help you review the performance of the investment options and provide a basis for comparison with other annuities. This information may be less useful when comparing the performance of the investment options with other savings or investment vehicles. Such other investments may not provide some of the benefits of annuities, or may not be designed for long-term investment purposes. Additionally other savings or investment vehicles may not be receive the beneficial tax treatment given to annuities under the Code.

We may advertise the performance of the Portfolios in the form of "Standard" and
"Non-standard" Total Returns calculated for each Sub-account. "Standard Total
Return" figures assume a hypothetical initial investment of $1,000 allocated to a Sub-account during the most recent, one, five and ten year periods (or since the inception date that the Portfolio has been offered as a Sub-account, if less). "Standard Total Return" figures assume that the applicable Insurance
Charge and the Annual Maintenance Fee are deducted and that the Annuity is surrendered at the end of the applicable period, meaning that any Contingent
Deferred Sales Charge that would apply upon surrender is also deducted.
"Non-standard Total Return" figures include any performance figures that do not meet the SEC's rules for Standard Total Returns. Non-standard Total Returns may also assume that the Annual Maintenance Fee does not apply due to the average
Account Value being greater than $100,000, where the charge is waived.
Non-standard Total Returns are calculated in the same manner as standardized returns except that the figures may not reflect all fees and charges. In particular, they may assume no surrender at the end of the applicable period so that the CDSC does not apply. Standard and Non-standard Total Returns will not reflect the additional asset-based charges that are deducted when you elect any optional benefits. The additional cost associated with any optional benefits you elected will reduce your performance. Non-Standard Total Returns must be accompanied by Standard Total Returns.

Some of the underlying Portfolios existed prior to the inception of these
Sub-accounts. Performance quoted in advertising regarding such Sub-accounts may indicate periods during which the Sub-accounts have been in existence but prior to the initial offering of the Annuities, or periods during which the underlying
Portfolios have been in existence, but the Sub-accounts have not. Such hypothetical historical performance is calculated using the same assumptions employed in calculating actual performance since inception of the Sub-accounts.
Hypothetical historical performance of the underlying Portfolios prior to the existence of the Sub-accounts may only be presented as Non-Standard Total
Returns.

We may advertise the performance of money market-type Sub-accounts using a measure of the "current and effective yield". The current yield of a money market-type Sub-account is calculated based upon the previous seven-day period ending on the date of calculation. The effective yield of a money market-type
Sub-account reflects the reinvestment of net income earned daily on the assets of such a Sub-account. The current and effective yields reflect the Insurance
Charge and the charge for any optional benefits (if applicable) deducted against the Sub-account. In a low interest rate environment, yields for money market-type Sub-accounts, after deduction of the Insurance Charge, and the charge for any optional benefits (if applicable) may be negative even though the yield (before deducting for such charges) is positive. Current and effective yield information will fluctuate. This information may not provide a basis for comparisons with deposits in banks or other institutions which pay a fixed yield over a stated period of time, or with investment companies which do not serve as underlying mutual funds for variable annuities and/or do not have additional asset-based charges deducted for the insurance protection provided by the
Annuity.

Performance information on the Sub-accounts is based on past performance only and is not an indication or representation of future performance. Performance of the Sub-accounts is not fixed. Actual performance will depend on the type, quality and, for some of the Sub-accounts, the maturities of the investments held by the underlying mutual funds or portfolios and upon prevailing market conditions and the response of the underlying mutual funds to such conditions.
Actual performance will also depend on changes in the expenses of the underlying mutual funds or portfolios. Such changes are reflected, in turn, in the
Sub-accounts which invest in such underlying mutual fund or portfolio. In addition, the total amount of asset-based charges assessed against each
Sub-account will affect performance.

The information we may advertise regarding the Fixed Allocations may include the then current interest rates we are crediting to new Fixed Allocations.
Information on current rates will be as of the date specified in such advertisement. Rates will be included in advertisements to the extent permitted by law. Given that the actual rates applicable to any Fixed Allocation are as of the date of any such Fixed Allocation's Guarantee Period begins, the rate credited to a Fixed Allocation may be more or less than those quoted in an advertisement.

Advertisements we distribute may also compare the performance of our
Sub-accounts with: (a) certain unmanaged market indices, including but not limited to the Dow Jones Industrial Average, the Standard & Poor's 500, the
NASDAQ 100, the Shearson Lehman Bond Index, the Frank Russell non-U.S. Universal
Mean, the Morgan Stanley Capital International Index of Europe, Asia and Far
East Funds, and the Morgan Stanley Capital International World Index; and/or (b)
other management investment companies with investment objectives similar to the mutual fund or portfolio underlying the Sub-accounts being compared. This may include the performance ranking assigned by various publications, including but not limited to the Wall Street Journal, Forbes, Fortune, Money, Barron's,
Business Week, USA Today and statistical services, including but not limited to
Lipper Analytical Services Mutual Funds Survey, Lipper Annuity and Closed End
Survey, the Variable Annuity Research Data Survey, SEI, the Morningstar Mutual
Fund Sourcebook and the Morningstar Variable Annuity/Life Sourcebook.

American Skandia Life Assurance Corporation may advertise its rankings and/or ratings by independent financial ratings services. Such rankings may help you in evaluating our ability to meet our obligations in relation to Fixed Allocations, pay minimum death benefits, pay annuity payments or administer Annuities. Such rankings and ratings do not reflect or relate to the performance of Separate
Account B.

AVAILABLE INFORMATION

A Statement of Additional Information is available from us without charge upon your request. This Prospectus is part of the registration statement we filed with the SEC regarding this offering. Additional information on us and this offering is available in those registration statements and the exhibits thereto.
You may obtain copies of these materials at the prescribed rates from the SEC's
Public Reference Section, 450 Fifth Street N.W., Washington, D.C., 20549. You
may inspect and copy those registration statements and exhibits thereto at the
SEC's public reference facilities at the above address, Room 1024, and at the
SEC's Regional Offices, The Woolworth Building, 233 Broadway, New York, NY and
175 W. Jackson Boulevard, Suite 900, Chicago, IL. These documents, as well as documents incorporated by reference, may also be obtained through the SEC's
Internet Website (http://www.sec.gov) for this registration statement as well as for other registrants that file electronically with the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

To the extent and only to the extent that any statement in a document incorporated by reference into this Prospectus is modified or superseded by a statement in this Prospectus or in a later-filed document, such statement is hereby deemed so modified or superseded and not part of this Prospectus. The
Annual Report on Form 10-K for the year ended December 31, 2002 previously filed by the Company with the SEC under the Exchange Act is incorporated by reference in this Prospectus.

We will furnish you without charge a copy of any or all of the documents incorporated by reference in this Prospectus, including any exhibits to such documents which have been specifically incorporated by reference. We will do so upon receipt of your written or oral request.

HOW TO CONTACT US

You can contact us by:

|X|  calling our Customer Service Team at 1-800-680-8920, or Skandia's Telephone
     Automated Response System (STARS) at 1-800-766-4530.

|X|  writing to us via regular mail at American Skandia - Variable Annuities,
     Attention: Stagecoach Annuity, P.O. Box 7040, Bridgeport, Connecticut
     06601-7040 OR for express mail American Skandia - Variable Annuities,
     Attention: Stagecoach Annuity, One Corporate Drive, Shelton, Connecticut
     06484. NOTE: Failure to send mail to the proper address may result in a delay in our receiving and processing your request.

|X|  sending an email to customerservice@skandia.com or visiting our Internet
     Website at www.americanskandia.com.

|X|  accessing information about your Annuity through our Internet Website at
     www.americanskandia.com.

You can obtain account information through Skandia's Telephone Automated
Response System (STARS) and at www.americanskandia.com, our Internet Website.
Our Customer Service representatives are also available during business hours to provide you with information about your account. You can request certain transactions through our telephone voice response system, our Internet Website or through a customer service representative. You can provide authorization for a third party, including your attorney-in-fact acting pursuant to a power of attorney or an investment professional, to access your account information and perform certain transactions on your account. You will need to complete a form provided by us which identifies those transactions that you wish to authorize via telephonic and electronic means and whether you wish to authorize a third party to perform any such transactions. We require that you or your representative provide proper identification before performing transactions over the telephone or through our Internet Website. This may include a Personal
Identification Number (PIN) that will be provided to you upon issue of your
Annuity or you may establish or change your PIN through STARS and at
www.americanskandia.com, our Internet Website. Any third party that you authorize to perform financial transactions on your account will be assigned a
PIN for your account.

Transactions requested via telephone are recorded. To the extent permitted by law, we will not be responsible for any claims, loss, liability or expense in connection with a transaction requested by telephone or other electronic means if we acted on such transaction instructions after following reasonable procedures to identify those persons authorized to perform transactions on your
Annuity using verification methods which may include a request for your Social
Security number, PIN or other form of electronic identification. We may be liable for losses due to unauthorized or fraudulent instructions if we did not follow such procedures.

American Skandia does not guarantee access to telephonic, facsimile, Internet or any other electronic information or that we will be able to accept transaction instructions via such means at all times. Regular and/or express mail will be the only means by which we will accept transaction instructions when telephonic, facsimile, Internet or any other electronic means are unavailable or delayed.
American Skandia reserves the right to limit, restrict or terminate telephonic, facsimile, Internet or any other electronic transaction privileges at any time.

INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of
1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL PROCEEDINGS

As of the date of this Prospectus, American Skandia and its affiliates are not involved in any legal proceedings outside of the ordinary course of business.
American Skandia and its affiliates are involved in pending and threatened legal proceedings in the normal course of its business, however, we do not anticipate that the outcome of any such legal proceedings will have a material adverse affect on the Separate Account, or American Skandia's ability to meet its obligations under the Annuity, or on the distribution of the Annuity.

CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION

The following are the contents of the Statement of Additional Information:

General Information about American Skandia

|X|  American Skandia Life Assurance Corporation

|X|  American Skandia Life Assurance Corporation Variable Account B

|X|  American Skandia Life Assurance Corporation Separate Account D

Principal Underwriter/Distributor - American Skandia Marketing, Incorporated

How Performance Data is Calculated

|X|  Current and Effective Yield

|X|  Total Return

How the Unit Price is Determined

Additional Information on Fixed Allocations

|X|  How We Calculate the Market Value Adjustment

General Information

|X|  Voting Rights

|X|  Modification

|X|  Deferral of Transactions

|X|  Misstatement of Age or Sex

|X|  Ending the Offer

Annuitization

Independent Auditors

Legal Experts

Financial Statements

|X|  Appendix A - American Skandia Life Assurance Corporation Variable Account B

APPENDIX A - FINANCIAL INFORMATION ABOUT AMERICAN SKANDIA

SELECTED FINANCIAL DATA (DOLLARS IN THOUSANDS)

The following table summarizes information with respect to the operations of the
Company:

                                                        For the Year Ended December 31,
                                --------------------------------------------------------------------------------
                                     2002            2001              2000            1999             1998
                                -------------    -------------    -------------   -------------    -------------
STATEMENTS OF INCOME DATA
Revenues:
Annuity and life insurance      $     370,004    $     388,696    $     424,578   $     289,989    $     186,211
charges and fees (a) (b)
Fee income (b)                         97,650          111,196          130,610          83,243           50,839
Net investment income                  19,632           20,126           18,595          11,477           11,130
Net realized capital (losses)
gains and other revenues (e)           (7,438)           2,698            4,195           3,688            1,360
                                -------------    -------------    -------------   -------------    -------------
Total revenues                  $     479,848    $     522,716    $     577,978   $     388,397    $     249,540
                                =============    =============    =============   =============    =============
Benefits and Expenses:
Annuity and life insurance      $       3,391    $       1,955    $         751   $         612    $         558
benefits
Change in annuity and life
insurance policy reserves               2,741          (39,898)          49,339            (671)           1,053
(c)
Guaranteed minimum death
benefit claims, net of                 23,256           20,370            2,618           4,785                -
hedge (b)
Return credited to contract             5,196            5,796            8,463          (1,639)          (8,930)
owners
Underwriting, acquisition and
other insurance expenses              188,728          196,755          150,597         125,434           86,306
Amortization of deferred
acquisition costs (b) (d)             510,059          224,047          184,616          83,861           86,628
Interest expense                       14,544           73,424           85,998          69,502           41,004
                                -------------    -------------    -------------   -------------    -------------
Total benefits and expenses     $     747,915    $     482,449    $     482,382   $     281,884    $     206,619
                                =============    =============    =============   =============    =============
Income tax (benefit) expense    $    (102,810)   $       7,168    $      30,779   $      30,344    $       8,154
                                =============    =============    =============   =============    =============
Net (loss) income               $    (165,257)   $      33,099    $      64,817   $      76,169    $      34,767
                                =============    =============    =============   =============    =============
STATEMENTS OF FINANCIAL
CONDITION DATA
Total assets (b)                $  23,708,585    $  28,009,782    $  31,702,705   $  30,881,579    $  18,848,273
                                =============    =============    =============   =============    =============
Future fees payable to parent   $     708,249    $     799,472    $     934,410   $     576,034    $     368,978
                                =============    =============    =============   =============    =============
Surplus notes                   $     110,000    $     144,000    $     159,000   $     179,000    $     193,000
                                =============    =============    =============   =============    =============
Shareholder's equity            $     683,061    $     577,668    $     496,911   $     359,434    $     250,417
                                =============    =============    =============   =============    =============

a.   On annuity and life insurance sales of $3,472,044, $3,834,167, $8,216,167,
     $6,862,968, and $4,159,662, during the years ended December 31, 2002, 2001,
     2000, 1999, and 1998, respectively, with contract owner assets under management of $21,894,636, $26,017,847, $29,751,822, $29,396,693, and
     $17,854,761, as of December 31, 2002, 2001, 2000, 1999, and 1998,
     respectively.

b.   These items are significantly impacted by equity market volatility.

c.   For the year ended December 31, 2000, change in annuity and life insurance policy reserves reflected increases to those reserves for guaranteed minimum death benefit ("GMDB") exposure. For the year ended December 31,
     2001, the Company changed certain of its assumptions related to its GMDB exposure resulting in a benefit to operations. See Results of Operations in
     Management's Discussion and Analysis of Financial Condition and Results of
     Operations ("MD&A") for a further discussion.

d.   During the year ended December 31, 2002, the Company recorded an acceleration of amortization of $206,000 against the deferred acquisition cost asset. See the MD&A for a further discussion.

e.   Net realized capital (losses) gains and other revenues include $5,845 of net realized capital losses on sales of securities during 2002 and an other than temporary impairment charge of $3,769 recorded during 2002 on the
     Company's equity securities.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS (DOLLARS IN THOUSANDS)

Management's Discussion and Analysis of Financial Condition and Results of
Operations should be read in conjunction with the consolidated financial statements and the notes thereto and Item 6, Selected Financial Data.

RESULTS OF OPERATIONS

Annuity and life insurance sales were $3,472,044, $3,834,167 and $8,216,167, in
2002, 2001 and 2000, respectively. The decrease in sales in 2002 and 2001 was primarily the result of the general decline in sales in the industry, attributed in large part to the continued uncertainty in the equity markets. In addition, the Company believes uncertainty regarding its future ownership has adversely impacted sales, primarily in the latter part of 2002. The Company announced, in the first quarter of 2002, its intention to focus on the growth of its core variable annuity business.

Average assets under management totaled $23,637,559 in 2002, $26,792,877 in 2001 and $31,581,902 in 2000, representing a decrease of 12% and 15% in 2002 and
2001, respectively, due primarily to weak equity markets. The decrease in annuity and life insurance charges and fees and fee income before surrender charge income and reinsurance was consistent with the decline in assets under management. Surrender charge income increased in 2002 as compared to 2001. This was caused by higher lapses when compared to the applicable prior year periods, and was primarily attributable, the Company believes, to concerns by contract holders, rating agencies and the Company's distribution channels, surrounding the uncertainty in the equity markets and its impact on variable annuity companies generally and, prior to the announcement of the Acquisition, uncertainty concerning the Company's future (See Liquidity and Capital Resources for rating agency actions).

Net realized capital losses in 2002 were primarily from $9,593 of losses on sales and $3,769 of other-than-temporary impairments of mutual fund investments that are held in support of a deferred compensation program for certain of the
Company's employees. The deferred compensation program losses were offset by net gains of $3,746 during 2002 on sales of fixed maturities. Included in those net gains on sales of fixed maturities for 2002, was a realized loss of approximately $1,236 on the sale of a WorldCom, Inc. bond. The net capital gains in 2001 related primarily to sales of fixed maturity investments, were partially offset by losses on securities in the fixed maturity portfolio. The most significant loss was $2,636 related to Enron securities. In addition net realized capital losses of $3,534 in 2001 were incurred due to sales of mutual fund holdings in support of the Company's non-qualified deferred compensation program.

The change in annuity and life insurance policy reserves includes changes in reserves related to annuity contracts with mortality risks. During 2001, the
Company's Guaranteed Minimum Death Benefit ("GMDB") reserve decreased $43,984, as the result of an update of certain reserve assumptions as to risks inherent in the benefit. Previous assumptions had been based on statutory valuation principles as an approximation for U.S. GAAP. In addition, future mortality rates were lowered in 2001 to reflect favorable past experience. However, offsetting the resulting increase in earnings and equity as a result of changes in the GMDB liability in 2001, assumptions related to GMDB claim costs were also updated in the calculation of the deferred acquisition cost asset, resulting in additional amortization of this asset.

The Company uses derivative instruments, which consist of equity option contracts for risk management purposes, and not for trading or speculation. The
Company hedges the economic GMDB exposure associated with equity market fluctuations. GMDB claims, net of hedge, consist of GMDB claims offset by the mark to market and realized capital gain/loss results of the Company's option contracts. During 2002 and 2001, the fluctuations in GMDB claims, net of hedge, were driven by an increase in hedge related benefits of $19,776 and $14,646, respectively. Hedge related benefits were partially offset by increases in GMDB claims of $22,662 and $32,398 during 2002 and 2001, respectively.

Return credited to contract owners consists primarily of net investment results from the Company's fixed, market value adjusted, separate account investment option and changes in the Company's experience rated reinsurance receivables.
The decrease in 2002 was primarily due to increased net investment results on the Company's fixed, market value adjusted, separate account investment option.
As the equity markets decline, movement from variable investment options to fixed investment options, primarily due to one of the Company's product features, has increased the assets invested in the fixed separate account investment option. Included in 2002 net investment results is $9,849 of realized and unrealized losses on certain securities, of which $5,427 related to
WorldCom, Inc. bonds. The increase in net investment results was partially offset by a decrease in experience rated reinsurance receivables in 2002 due to unfavorable experience on certain blocks of variable annuity business. In 2001, return credited to contract owners decreased primarily due to favorable experience on certain blocks of variable annuity contracts increasing the experience rated reinsurance receivable. Partially offsetting the 2001 decrease is net investment losses of $1,662 related to Enron securities.

Underwriting, acquisition and other insurance expenses for 2002, 2001 and 2000 were as follows:

                                       2002          2001          2000
                                   ----------    ----------    ----------
Commissions and purchase credits   $  287,612    $  248,187    $  430,743
General operating expenses            145,438       157,704       214,957
Acquisition costs deferred           (244,322)     (209,136)     (495,103)
                                   ----------    ----------    ----------
Underwriting, acquisition and
   other insurance expenses        $  188,728    $  196,755    $  150,597
                                   ==========    ==========    ==========

New products launched, as well as a larger proportion of sales of products with higher commissions as compared to 2001 led to an increase in commissions and purchase credits during 2002. Lower sales and asset levels led to a decrease in commissions and purchase credits during 2001. Partially offsetting this decline in 2001, the company launched a commission promotion program that increased commissions as a percentage of new sales. Commission promotions in 2002 were approximately equivalent as compared to 2001.

General operating expenses decreased during 2002 and 2001 as a result of lower sales-based compensation, as well as expense reduction programs implemented during 2001 and continued strong expense management in 2002. Variable compensation and long-term incentive plan expenses have decreased due to the slowdown in sales and the decline in the equity markets.

Amortization of deferred acquisition costs increased over the past two years, in general, due to the further depressed equity markets in 2002 and 2001, thereby decreasing expectations of future gross profits and actual gross profits from asset based fees and increased expected and actual claim costs associated with minimum death benefit guarantees. During 2002, the Company also performed a recoverability study and an analysis of its short-term assumptions of future gross profits and determined those assumptions of future profits to be excessive. This analysis resulted in a current year acceleration of amortization of $206,000. During 2002 and 2001, the Company also updated its future estimated gross profits with respect to certain mortality assumptions reflecting actual experience and the decline in the equity markets resulting in additional increased amortization. See Note 2 of Notes to Consolidated Financial Statements
for a further discussion on amortization of deferred acquisition costs.

Interest expense decreased during 2002 primarily due to lower interest expense related to the future fees payable to ASI liability (See Note 8). Interest expense on these obligations is driven by the cash flows from the underlying annuity contracts acting as collateral. Due to the depressed asset values of those annuity contracts driven by the decline in the equity markets, the cash flows, and therefore the interest expense, decreased from prior year levels.
Interest expense decreased in 2001 as a result of a reduction in borrowing.

The Company's income tax (benefit) expense varies directly with increases or decreases in (loss) income from operations. The effective income tax rate varied from the corporate rate of 35% due primarily to the deduction for dividends received.

Total assets and liabilities decreased $4,301,197 and $4,406,590, respectively, from December 31, 2001. This change resulted primarily from the declining equity markets.

SIGNIFICANT ACCOUNTING POLICIES

DEFERRED ACQUISITION COSTS

The costs of acquiring new business, which vary with and are primarily related to new business generated, are deferred, net of reinsurance. These costs include commissions, purchase credits, costs of contract issuance, and certain selling expenses that vary with production.

The Company uses the retrospective deposit method for amortizing deferred acquisition costs. This method results in deferred acquisition costs being amortized in proportion to expected gross profits from surrender charges and policy and asset based fees, net of operating and claim costs. The deferred acquisition cost asset is adjusted retrospectively and prospectively when estimates of current and future gross profits to be realized from a group of products are revised. Critical assumptions in estimating gross profits include those for surrenders, long-term fund growth rate, expenses and death benefits.
The long-term fund growth rate, in large part, determines the estimated future asset levels on which the most significant revenues are based. The Company's long-term fund growth rate assumption is 8% (net of charges assessed against the underlying mutual fund, but before charges assessed at the separate account and contract level). When current period actual asset growth is greater or less than the Company's long-term expectation, the Company adjusts the short-term asset growth rate to a level that will allow the Company, in the short-term, to resume the long-term asset growth rate expectation. The short-term asset growth rate is subject to constraints surrounding actual market conditions. If the Company's long-term fund growth rate assumption was 7% instead of 8%, the Company's deferred acquisition cost asset at December 31, 2002 would be reduced by
$26,273.

FUTURE FEES PAYABLE TO ASI

In a series of transactions with ASI, the Company transferred certain rights to receive a portion of future fees and contract charges expected to be realized on designated blocks of deferred annuity contracts.

The proceeds from the transfers have been recorded as a liability and are being amortized over the remaining surrender charge period of the designated contracts using the interest method. The Company did not transfer the right to receive future fees and charges after the expiration of the surrender charge period.

In connection with these transactions, ASI, through special purpose trusts, issued collateralized notes in private placements, which are secured by the rights to receive future fees and charges purchased from the Company.

Under the terms of the securitization purchase agreements, the rights transferred provide for ASI to receive a percentage (60%, 80% or 100% depending on the underlying commission option) of future mortality and expense charges and contingent deferred sales charges, after reinsurance, expected to be realized over the remaining surrender charge period of the designated contracts
(generally 6 to 8 years). The liability for future fees payable to ASI at the balance sheet date is based on the consideration received less principal repayments according to amortization schedules that were developed at the inception of the transactions. If actual mortality and expense charges and contingent deferred sales charges are less than those projected in the original amortization schedules, calculated on a transaction by transaction basis, ASI has no recourse against the Company. As account values associated with the designated contracts have declined, consistent with the overall decline in the equity markets, historical mortality and expense charges have been lower than expected on certain transactions and it is likely that future mortality and expense charges, on those same transactions, will be lower than originally projected. As a result, the ultimate cash flows associated with these transactions that will transfer to ASI may be lower than the current carrying amount of the liability.

The Company has determined, using assumptions for lapses, mortality, free withdrawals and a long-term fund growth rate of 8% on the Company's assets under management, that the present value of future payments to ASI would be $429,773.

DEFERRED TAXES

The Company evaluates the necessity of recording a valuation allowance against its deferred tax asset in accordance with Statement of Financial Accounting
Standards No. 109, Income Taxes ("SFAS 109"). In performing this evaluation, the
Company considers all available evidence in making the determination as to whether it is more likely than not that deferred tax assets are not realizable.
For the Company, that evidence includes: cumulative U.S. GAAP pre-tax income in recent years past, whether or not operating losses have expired unused in the past, the length of remaining carryback or carryforward periods, and net taxable income or loss expectations in early future years. The net taxable income or loss projections are based on profit assumptions consistent with those used to amortize deferred acquisition costs (see above discussion on deferred acquisition costs).

As of December 31, 2002, the Company has approximately $361,000 gross deferred tax assets related principally to net operating loss carryforwards that expire in 2016 and 2017 and insurance reserve differences. After considering the impact of gross reversing temporary liabilities of $323,000, the Company estimates that the Company will generate sufficient taxable income to fully utilize gross deferred tax assets within 2 years (prior to the expiration of the net operating losses).

LIQUIDITY AND CAPITAL RESOURCES

The Company's liquidity requirements have generally been met by cash from insurance operations, investment activities, borrowings from ASI, reinsurance, capital contributions and securitization transactions with ASI (see Note 8).

The Company's cash from insurance operations is primarily comprised of fees generated off of assets under management, less commission expense on sales, sales and marketing expenses and other operating expenses. Fund performance driven by the equity markets directly impact assets under management and therefore, the fees the Company can generate off of those assets. During 2002 and 2001, assets under management declined consistent with the equity market declines resulting in reductions in fee revenues. In addition, the equity markets impact sales of variable annuities. As sales have declined in a declining equity market, non-promotional commission expense declined, however, in order to boost sales levels, the Company has offered various sales promotions increasing the use of cash for commission expense.

In order to fund the cash strain generated from acquisition costs on current sales, the Company has relied on cash generated from its direct insurance operations as well as reinsurance and securitization transactions. The Company has used modified coinsurance reinsurance arrangements whereby the reinsurer shares in the experience of a specified book of business. These reinsurance transactions result in the Company receiving from the reinsurer an upfront ceding commission on the book of business ceded in exchange for the reinsurer receiving , the future fees generated from that book of business. These reinsurance agreements also mitigate the recoverability risk associated with the payment of up-front commissions and other acquisition costs. Similarly, the
Company has entered into securitization transactions whereby the Company issues to ASI, in exchange for cash, the right to receive future fees generated off of a specific book of business. On April 12, 2002, the Company entered into a new securitization transaction with ASI. This transaction covers designated blocks of business issued from November 1, 2000 through December 31, 2001. The estimated present value of the transaction at April 12, 2002, using a discount rate of 6.00%, was approximately $101,713.

As of December 31, 2002, 2001 and 2000, the Company had short-term borrowings of
$10,000, $10,000 and $10,000, respectively, and had long-term surplus notes liabilities of $110,000, $144,000 and $159,000, respectively. During 2002, the
Company borrowed $263,091 and paid back $263,091 related to short-term borrowing. During 2002 and 2001, the Company received permission from the State of Connecticut Insurance Department to pay down surplus notes in the amount of
$34,000 and $15,000, respectively. See Notes 14 and 15 of Notes to Consolidated
Financial Statements for more information on surplus notes and short-term borrowing, respectively.

As of December 31, 2002, 2001 and 2000, shareholder's equity totaled $683,061,
$577,668 and $496,911, respectively. The Company received capital contributions of $259,720 and $48,000 from ASI during 2002 and 2001, respectively. Of this,
$4,520 and $2,500, respectively, was used to support its investment in Skandia
Vida. Net (loss) income of ($165,257) and $33,099, for the years ended December
31, 2002 and 2001, respectively, contributed to the respective changes in shareholder's equity in 2002 and 2001.

The National Association of Insurance Commissioners ("NAIC") requires insurance companies to report information regarding minimum Risk Based Capital ("RBC")
requirements. These requirements are intended to allow insurance regulators to identify companies that may need regulatory attention. The RBC model law requires that insurance companies apply various factors to asset, premium and reserve items, all of which have inherent risks. The formula includes components for asset risk, insurance risk, interest rate risk and business risk. The
Company has complied with the NAIC's RBC reporting requirements and has total adjusted capital well above required capital.

During 2002, all of the major rating agencies reviewed the U.S. life insurance sector, including the Company. Based on these reviews the rating agencies have evolving concerns surrounding the risk profile of variable annuity companies due to their significant exposure to equity market performance. This exposure has resulted, and may continue to result, in earnings volatility. Based on the reviews made during 2002, the following ratings actions took place:

On May 8, 2002, Fitch Ratings downgraded the Company's "insurer financial strength" rating to A+ from AA- with a "stable" outlook.

On September 19, 2002, Fitch Ratings lowered the Company's "insurer financial strength" rating to A- from A+ with an "evolving" outlook.

On September 27, 2002, A.M. Best Co. lowered the Company's "financial strength"
rating to A- from A with negative implications.

On October 16, 2002, Standard and Poor's lowered the Company's "counter party credit" and "financial strength" ratings to A- from A+ with a negative outlook and removed the Company from Credit Watch.

Subsequent to the announcement of the Acquisition, Standard and Poor's placed the Company on CreditWatch with positive implications.

EFFECTS OF INFLATION

The rate of inflation has not had a significant effect on the Company's financial statements.

OUTLOOK

The Company believes that it is well positioned to retain and enhance its position as a leading provider of financial products for long-term savings and retirement purposes as well as to address the economic impact of premature death, estate planning concerns and supplemental retirement needs. The Company has renewed its focus on its core variable annuity business, offering innovative long-term savings and income products, strengthening its wholesaling efforts and providing consistently good customer service in order to gain market share and improve profitability in an increasingly competitive market.

The Gramm-Leach-Bliley Act of 1999 (the Financial Services Modernization Act)
permits affiliation among banks, securities firms and insurance companies. This legislative change has created opportunities for continued consolidation in the financial services industry and increased competition as large companies offer a wide array of financial products and services.

Various other legislative initiatives could impact the Company such as pension reform and capital gains and estate tax changes. These include the proposed exclusion from tax for corporate dividends, potential changes to the deductibility of dividends received from the Company's separate accounts and newly proposed tax-advantaged savings programs. Additional pension reform may change current tax deferral rules and allow increased contributions to retirement plans, which may lead to higher investments in tax-deferred products and create growth opportunities for the Company. A capital gains tax reduction may cause tax-deferred products to be less attractive to consumers, which could adversely impact the Company.

In addition, NAIC statutory reserving guidelines and/or interpretations of those guidelines may change in the future. Such changes may require the Company to modify, perhaps materially, its statutory-based reserves for variable annuity contracts.

FORWARD LOOKING INFORMATION

The Private Securities Litigation Reform Act of 1995 (the "1995 Act") provides a
"safe harbor" for forward-looking statements, so long as those statements are identified as forward-looking, and the statements are accompanied by meaningful cautionary statements that identify important factors that could cause actual results to differ materially from those discussed in the statement. We want to take advantage of these safe harbor provisions.

Certain information contained in the Management's Discussion and Analysis of
Financial Condition and Results of Operations is forward-looking within the meaning of the 1995 Act or Securities and Exchange Commission rules.

These forward-looking statements rely on a number of assumptions concerning future events, and are subject to a number of significant uncertainties and results may differ materially from these statements. You should not put undue reliance on these forward-looking statements. We disclaim any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company is subject to potential fluctuations in earnings and the fair value of certain of its assets and liabilities, as well as variations in expected cash flows due to changes in market interest rates and equity prices. The following discussion focuses on specific exposures the Company has to interest rate and equity price risk and describes strategies used to manage these risks, and includes "forward-looking statements" that involve risk and uncertainties. The discussion is limited to financial instruments subject to market risks and is not intended to be a complete discussion of all of the risks to which the
Company is exposed.

INTEREST RATE RISK

Fluctuations in interest rates can potentially impact the Company's profitability and cash flows. At December 31, 2002, 91% of assets held under management by the Company are in non-guaranteed Separate Accounts for which the
Company's interest rate and equity market exposure is not significant, as the contract owner assumes substantially all of the investment risk. Of the remaining 9% of assets, the interest rate risk from contracts that carry interest rate exposure is managed through an asset/liability matching program which takes into account the risk variables of the insurance liabilities supported by the assets.

At December 31, 2002, the Company held fixed maturity investments in its general account that are sensitive to changes in interest rates. These securities are held in support of the Company's fixed immediate annuities, fixed supplementary contracts, the fixed investment option offered in its variable life insurance contracts, and in support of the Company's target solvency capital. The Company has a conservative investment philosophy with regard to these investments. All investments are investment grade corporate securities, government agency or U.S.
government securities.

The Company's deferred annuity products offer a fixed investment option which subjects the Company to interest rate risk. The fixed option guarantees a fixed rate of interest for a period of time selected by the contract owner. Guarantee period options available range from one to ten years. Withdrawal of funds, or transfer of funds to variable investment options, before the end of the guarantee period subjects the contract owner to a market value adjustment
("MVA"). In the event of rising interest rates, which make the fixed maturity securities underlying the guarantee less valuable, the MVA could be negative. In the event of declining interest rates, which make the fixed maturity securities underlying the guarantee more valuable, the MVA could be positive. The resulting increase or decrease in the value of the fixed option, from calculation of the
MVA, should substantially offset the increase or decrease in the market value of the securities underlying the guarantee. The Company maintains strict asset/liability matching to enable this offset. However, the Company still takes on the default risk for the underlying securities, the interest rate risk of reinvestment of interest payments and the risk of failing to maintain the asset/liability matching program with respect to duration and convexity.

Liabilities held in the Company's guaranteed separate account as of December 31,
2002 totaled $1,828,048. Assets, primarily fixed income investments, supporting those liabilities had a fair value of $1,828,048. The Company performed a sensitivity analysis on these interest-sensitive liabilities and assets at
December 31, 2002. The analysis showed that an immediate decrease of 100 basis points in interest rates would result in a net increase in liabilities and the corresponding assets of approximately $69,150 and $68,500, respectively. An analysis of a 100 basis point decline in interest rates at December 31, 2001, showed a net increase in interest-sensitive liabilities and the corresponding assets of approximately $39,800 and $39,900, respectively.

EQUITY MARKET EXPOSURE

The primary equity market risk to the Company comes from the nature of the variable annuity and variable life products sold by the Company. Various fees and charges earned are substantially derived as a percentage of the market value of assets under management. In a market decline, this income will be reduced.
This could be further compounded by customer withdrawals, net of applicable surrender charge revenues, partially offset by transfers to the fixed option discussed above. A 10% decline in the market value of the assets under management at December 31, 2002, sustained throughout 2003, would result in an approximate drop in related mortality and expense charges and annual fee income of $36,350.

Another equity market risk exposure of the Company relates to guaranteed minimum death benefit payments. Declines in equity markets and, correspondingly, the performance of the funds underlying the Company's products, increase exposure to guaranteed minimum death benefit payments. As discussed in Note 2D of the consolidated financial statements, the Company uses derivative instruments to hedge against the risk of significant decreases in equity markets. Prior to the implementation of this program, the Company used reinsurance to mitigate this risk.

The Company has a portfolio of equity investments consisting of mutual funds, which are held in support of a deferred compensation program. In the event of a decline in market values of underlying securities, the value of the portfolio would decline; however the accrued benefits payable under the related deferred compensation program would decline by a corresponding amount.

Estimates of interest rate risk and equity price risk were obtained using computer models that take into consideration various assumptions about the future. Given the uncertainty of future interest rate movements, volatility in the equity markets and consumer behavior, actual results may vary from those predicted by the Company's models.

AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF AMERICAN SKANDIA LIFE ASSURANCE
CORPORATION

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholder of American Skandia Life Assurance
Corporation Shelton, Connecticut

We have audited the consolidated statements of financial condition of American
Skandia Life Assurance Corporation (the "Company" which is an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.) as of December 31,
2002 and 2001, and the related consolidated statements of income, shareholder's equity and cash flows for each of the three years in the period ended December
31, 2002. These consolidated financial statements are the responsibility of the
Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Skandia
Life Assurance Corporation at December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 2, in 2002 the Company adopted Statement of Financial
Accounting Standards No. 142, Goodwill and Other Intangible Assets.

As discussed in Note 2, effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments
and Hedging Activities.

/s/ Ernst & Young LLP

Hartford, Connecticut
February 3, 2003

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands, except share data)

                                                                      As of December 31,
                                                                     2002           2001
                                                                 ------------   ------------
ASSETS
------
Investments:
Fixed maturities - at fair value (amortized cost of $379,422
and $356,882, respectively)                                      $    398,601   $    362,831
Equity securities - at fair value (amortized cost of $52,017
and $49,886, respectively)                                             51,769         45,083
Derivative instruments - at fair value                                 10,370          5,525
Policy loans                                                            7,559          6,559
                                                                 ------------   ------------
Total investments                                                     468,299        419,998
Cash and cash equivalents                                              51,339              -
Accrued investment income                                               4,196          4,737
Deferred acquisition costs                                          1,117,544      1,383,281
Reinsurance receivable                                                  5,447          7,733
Receivable from affiliates                                              3,961          3,283
Income tax receivable                                                       -         30,537
Deferred income taxes                                                  38,206              -
Fixed assets, at depreciated cost (accumulated depreciation of
$7,555 and $4,266, respectively)                                       12,132         17,752
Other assets                                                          101,848        103,912
Separate account assets                                            21,905,613     26,038,549
                                                                 ------------   ------------
Total assets                                                     $ 23,708,585   $ 28,009,782
                                                                 ============   ============
LIABILITIES AND SHAREHOLDER'S EQUITY
------------------------------------
Liabilities:
Reserves for future policy and contract benefits                 $    149,349   $     91,126
Accounts payable and accrued expenses                                 133,543        192,952
Income tax payable                                                      6,547              -
Deferred income taxes                                                       -         54,980
Payable to affiliates                                                   2,223        101,035
Future fees payable to American Skandia, Inc. ("ASI")                 708,249        799,472
Short-term borrowing                                                   10,000         10,000
Surplus notes                                                         110,000        144,000
Separate account liabilities                                       21,905,613     26,038,549
                                                                 ------------   ------------
Total liabilities                                                  23,025,524     27,432,114
                                                                 ------------   ------------
Commitments and contingent liabilities (Note 18)
Shareholder's equity:
Common stock, $100 par value, 25,000 shares authorized,
issued and outstanding                                                  2,500          2,500
Additional paid-in capital                                            595,049        335,329
Retained earnings                                                      73,821        239,078
Accumulated other comprehensive income                                 11,691            761
                                                                 ------------   ------------
Total shareholder's equity                                            683,061        577,668
                                                                 ------------   ------------
Total liabilities and shareholder's equity                       $ 23,708,585   $ 28,009,782
                                                                 ============   ============

See notes to consolidated financial statements.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

CONSOLIDATED STATEMENTS OF INCOME
(in thousands)

                                                             For the Years Ended December 31,
                                                           2002          2001           2000
                                                        ------------  ------------  ------------
REVENUES
--------
Annuity and life insurance charges and fees             $    370,004  $    388,696  $    424,578
Fee income                                                    97,650       111,196       130,610
Net investment income                                         19,632        20,126        18,595
Net realized capital (losses) gains                           (9,614)          928          (688)
Other                                                          2,176         1,770         4,883
                                                        ------------  ------------  ------------
Total revenues                                               479,848       522,716       577,978
                                                        ------------  ------------  ------------
EXPENSES
--------
Benefits:
Annuity and life insurance benefits                            3,391         1,955           751
Change in annuity and life insurance policy reserves           2,741       (39,898)       49,339
Guaranteed minimum death benefit claims, net of hedge         23,256        20,370         2,618
Return credited to contract owners                             5,196         5,796         8,463
                                                        ------------  ------------  ------------
Total benefits                                                34,584       (11,777)       61,171
Other:
Underwriting, acquisition and other insurance
expenses                                                     188,728       196,755       150,597
Amortization of deferred acquisition costs                   510,059       224,047       184,616
Interest expense                                              14,544        73,424        85,998
                                                        ------------  ------------  ------------
                                                             713,331       494,226       421,211
                                                        ------------  ------------  ------------
Total benefits and expenses                                  747,915       482,449       482,382
                                                        ------------  ------------  ------------
(Loss) income from operations before income tax
(benefit) expense                                           (268,067)       40,267        95,596
Income tax (benefit) expense                                (102,810)        7,168        30,779
                                                        ------------  ------------  ------------
Net (loss) income                                       $   (165,257) $     33,099  $     64,817
                                                        ============  ============  ============

See notes to consolidated financial statements.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY
(in thousands)

                                                                     Accumulated Other
                                                                    Comprehensive Income
                                  ---------------------------------------------------------------------------------------
                                   Additional       Foreign     Unrealized
                                    Common          Paid in      Retained        Currency          Gains
                                     Stock          Capital      Earnings      Translation       (Losses)         Total
                                  -----------   ------------   -----------   --------------   ------------   ------------
As of December 31, 1999           $     2,500   $    215,879   $   141,162   $          148   $       (255)  $    359,434
Net income                                                         64,817                                          64,817
Other comprehensive income:
Unrealized capital gains                                                                               843            843
Reclassification adjustment for
realized losses included in net
realized capital (losses) gains                                                                        433            433
Foreign currency translation                                                            (66)                          (66)
                                                                               ------------
Other comprehensive income                                                                                          1,210
                                                                                                             ------------
Comprehensive income                                                                                               66,027
Capital contributions                                 71,450                                                       71,450
                                  -----------   ------------   -----------   --------------   ------------   ------------
As of December 31, 2000                 2,500        287,329       205,979               82          1,021        496,911
Net income                                                          33,099                                         33,099
Other comprehensive loss:
Unrealized capital losses                                                                             (261)          (261)
Reclassification adjustment for
realized gains included in net
realized capital (losses) gains                                                                        (14)           (14)
Foreign currency translation                                                            (67)                          (67)
                                                                               ------------
Other comprehensive loss                                                                                             (342)
                                                                                                             ------------
Comprehensive income                                                                                               32,757
Capital contributions                                 48,000                                                       48,000
                                  -----------   ------------   -----------   --------------   ------------   ------------
As of December 31, 2001                 2,500        335,329       239,078               15            746        577,668
Net loss                                                          (165,257)                                      (165,257)
Other comprehensive income:
Unrealized capital gains                                                                            10,434         10,434
Reclassification adjustment for
realized losses included in net
realized capital (losses) gains                                                                      1,126          1,126
Foreign currency translation                                                           (630)                         (630)
                                                                               ------------
Other comprehensive income                                                                                         10,930
                                                                                                             ------------
Comprehensive loss                                                                                               (154,327)
Capital contributions                                259,720                                                      259,720
                                  -----------   ------------   -----------   --------------   ------------   ------------
As of December 31, 2002           $     2,500   $    595,049   $    73,821   $         (615)  $     12,306   $    683,061

Unrealized capital gains (losses) is shown net of tax expense (benefit) of
$5,618, ($140) and $454 for 2002, 2001 and 2000, respectively. Reclassification adjustment for realized losses (gains) included in net realized capital (losses)
gains is shown net of tax expense (benefit) of $606, ($8) and $233 for 2002,
2001 and 2000, respectively. Foreign currency translation is shown net of tax benefit of $339, $36 and $36 for 2002, 2001 and 2000, respectively.

See notes to consolidated financial statements.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

                                                                  For the Years Ended December 31,
                                                                    2002         2001         2000
                                                                -----------   ----------   ----------
Cash flow from operating activities:
Net (loss) income                                               $  (165,257)  $   33,099   $   64,817
Adjustments to reconcile net (loss) income to net
cash (used in) provided by operating activities:
Amortization and depreciation                                        21,649       13,374        5,758
Deferral of acquisition costs                                      (244,322)    (209,136)    (495,103)
Amortization of deferred acquisition costs                          510,059      224,047      184,616
Deferred tax (benefit) expense                                      (99,071)      46,215       60,023
Change in unrealized (gains) losses on derivatives                   (5,149)       2,902       (2,936)
Increase (decrease) in policy reserves                                3,293      (38,742)      50,892
(Decrease) increase in net receivable/payable to affiliates         (99,490)     103,496      (72,063)
Change in net income tax receivable/payable                          37,084        4,083      (58,888)
Increase in other assets                                             (9,546)     (12,105)     (65,119)
Decrease (increase) in accrued investment income                        541          472       (1,155)
Decrease (increase) in reinsurance receivable                         2,286       (1,849)         420
(Decrease) increase in accounts payable and accrued
expenses                                                            (59,409)      55,912      (21,550)
Net realized capital (gains) losses on derivatives                  (26,654)     (14,929)       5,554
Net realized capital losses (gains) on investments                    9,616         (928)         688
                                                                -----------   ----------   ----------
Net cash (used in) provided by operating activities                (124,370)     205,911     (344,046)
                                                                -----------   ----------   ----------
Cash flow from investing activities:
Purchase of fixed maturity investments                             (388,053)    (462,820)    (380,737)
Proceeds from sale and maturity of fixed
maturity investments                                                367,263      390,816      303,736
Purchase of derivatives                                             (61,998)    (103,533)     (14,781)
Proceeds from exercise or sale of derivative instruments             88,956      113,051        5,936
Purchase of shares in equity securities and dividend
reinvestments                                                       (49,713)     (55,430)     (18,136)
Proceeds from sale of shares in equity securities                    34,220       25,228        8,345
Purchase of fixed assets                                             (2,423)     (10,773)      (7,348)
Increase in policy loans                                             (1,000)      (2,813)      (2,476)
                                                                -----------   ----------   ----------
Net cash used in investing activities                               (12,748)    (106,274)    (105,461)
                                                                -----------   ----------   ----------
Cash flow from financing activities:
Capital contribution                                                259,720       48,000       71,450
Pay down of surplus notes                                           (34,000)     (15,000)     (20,000)
(Decrease) increase in future fees payable to ASI, net              (91,223)    (137,355)     358,376
Deposits to contract owner accounts                                 808,209       59,681      172,441
Withdrawals from contract owner accounts                           (164,964)    (130,476)    (102,603)
Change in contract owner accounts, net of investment earnings      (588,315)      62,875      (55,468)
                                                                -----------   ----------   ----------
Net cash provided by (used in) financing activities                 189,427     (112,275)     424,196
                                                                -----------   ----------   ----------
Net increase (decrease) in cash and cash equivalents                 52,309      (12,638)     (25,311)
Change in foreign currency translation                                 (970)        (103)        (101)
Cash and cash equivalents at beginning of period                          -       12,741       38,153
Cash and cash equivalents at end of period                      $    51,339   $        -   $   12,741
                                                                ===========   ==========   ==========
Income taxes (received) paid                                    $   (40,823)  $  (43,130)  $   29,644
                                                                ===========   ==========   ==========
Interest paid                                                   $    23,967   $   56,831   $  114,394
                                                                ===========   ==========   ==========

See notes to consolidated financial statements.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

Notes to Consolidated Financial Statements December 31, 2002
(dollars in thousands)

1. ORGANIZATION AND OPERATION

American Skandia Life Assurance Corporation ("ASLAC" or the "Company"), with its principal offices in Shelton, Connecticut, is a wholly-owned subsidiary of
American Skandia, Inc. ("ASI"). On December 19, 2002, Skandia Insurance Company
Ltd. (publ) ("SICL"), an insurance company organized under the laws of the
Kingdom of Sweden, and the ultimate parent company of the Company, entered into a definitive purchase agreement with Prudential Financial, Inc., a New Jersey corporation ("Prudential Financial"), whereby Prudential Financial will acquire the Company and certain of its affiliates (the "Acquisition"). Consummation of the transaction is subject to various closing conditions, including regulatory approvals and approval of certain matters by the board of directors and shareholders of the mutual funds advised by American Skandia Investment
Services, Inc. ("ASISI"), a subsidiary of ASI. The transaction is expected to close during the second quarter of 2003.

The Company develops long-term savings and retirement products, which are distributed through its affiliated broker/dealer company, American Skandia
Marketing, Incorporated ("ASM"). The Company currently issues term and variable universal life insurance and variable deferred and immediate annuities for individuals and groups in the United States of America and its territories.

The Company has 99.9% ownership in Skandia Vida, S.A. de C.V. ("Skandia Vida"), which is a life insurance company domiciled in Mexico. Skandia Vida had total shareholder's equity of $5,023 and $4,179 as of December 31, 2002, and 2001,
respectively. Skandia Vida has generated net losses of $2,706, $2,619 and $2,540 in 2002, 2001 and 2000, respectively. As part of the Acquisition, it is expected that the Company will sell its ownership interest in Skandia Vida to SICL. The
Company has filed for required regulatory approvals from the State of
Connecticut and Mexico related to the sale of Skandia Vida.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A. Basis of Reporting

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States
("U.S. GAAP"). Skandia Vida has been consolidated in these financial statements.
Intercompany transactions and balances between the Company and Skandia Vida have been eliminated in consolidation.

Certain reclassifications have been made to prior year amounts to conform with the current year presentation.

B. New Accounting Standard

Effective January 1, 2001, the Company adopted Statement of Financial Accounting
Standards No. 133, "Accounting for Derivative Instruments and Hedging
Activities," as amended by SFAS 137 and SFAS 138 (collectively "SFAS 133").
Derivative instruments held by the Company consist of equity put option contracts utilized to

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

manage the economic risks associated with guaranteed minimum death benefits
("GMDB"). These derivative instruments are carried at fair value. Realized and unrealized gains and losses are reported in the Consolidated Statements of
Income, together with GMDB claims expense, as a component of Guaranteed Minimum
Death Benefit Claims, Net of Hedge. The adoption of SFAS No. 133 did not have a material effect on the Company's financial statements.

Effective April 1, 2001, the Company adopted the Emerging Issues Task Force
("EITF") Issue 99-20, "Recognition of Interest Income and Impairment on
Purchased and Retained Beneficial Interests in Securitized Financial Assets."
Under the consensus, investors in certain asset-backed securities are required to record changes in their estimated yield on a prospective basis and to evaluate these securities for an other than temporary decline in value. If the fair value of the asset-backed security has declined below its carrying amount and the decline is determined to be other than temporary, the security is written down to fair value. The adoption of EITF Issue 99-20 did not have a significant effect on the Company's financial statements.

In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards. No. 142 "Accounting for Goodwill and
Intangible Assets" ("SFAS 142"). Under the new standard, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the new standard. Other intangible assets will continue to be amortized over their useful lives.

The Company applied the new rules on the accounting for goodwill and other intangible assets in the first quarter of 2002. The adoption of SFAS 142 did not have a significant impact on the Company's financial statements.

C. Investments

The Company has classified its fixed maturity investments as available-for-sale and, as such, they are carried at fair value with changes in unrealized gains and losses reported as a component of other comprehensive income.

The Company has classified its equity securities held in support of a deferred compensation plan (see Note 12) as available-for-sale. Such investments are carried at fair value with changes in unrealized gains and losses reported as a component of other comprehensive income.

Policy loans are carried at their unpaid principal balances.

Realized capital gains and losses on disposal of investments are determined by the specific identification method.

Other than temporary impairment charges are determined based on an analysis that is performed on a security by security basis and includes quantitative and qualitative factors.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

D. Derivative Instruments

The Company uses derivative instruments, which consist of equity put option contracts, for risk management purposes, and not for trading or speculation. The
Company hedges the economic GMDB exposure associated with equity market fluctuations. As the equity markets decline, the Company's exposure to future
GMDB claims increases. Conversely, as the equity markets increase the Company's exposure to future GMDB claims decreases. The claims exposure is reduced by the market value effect of the option contracts purchased.

Based on criteria described in SFAS 133, the Company's fair value hedges do not qualify as "effective" hedges and, therefore, hedge accounting may not be applied. Accordingly, the derivative investments are carried at fair value with changes in unrealized gains and losses being recorded in income as those changes occur. As such, both realized and unrealized gains and losses are reported in the Consolidated Statements of Income, together with GMDB claims expense, as a component of Guaranteed Minimum Death Benefit Claims, Net of Hedge.

As of December 31, 2002 and 2001, the accumulated difference between cost and market value on the Company's derivatives was an unrealized gain of $1,434 and an unrealized loss of $3,715, respectively. The amount of realized and unrealized gains (losses) on the Company's derivatives recorded during the years ended December 31, 2002, 2001 and 2000 was $31,803, $12,027 and ($2,619),
respectively.

E. Cash Equivalents

The Company considers all highly liquid time deposits, commercial paper and money market mutual funds purchased with a maturity date, at acquisition, of three months or less to be cash equivalents.

As of December 31, 2002, $50 of cash reflected on the Company's financial statements was restricted in compliance with regulatory requirements.

F. State Insurance Licenses

Licenses to do business in all states have been capitalized and reflected at the purchase price of $6,000 less accumulated amortization of $2,038 at December 31,
2002. Due to the adoption of SFAS 142, the cost of the licenses is no longer being amortized but is subjected to an annual impairment test. As of December
31, 2002, the Company estimated the fair value of the state insurance licenses to be in excess of book value and, therefore, no impairment charge was required.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

G. Income Taxes

The Company is included in the consolidated federal income tax return filed by
Skandia U.S. Inc. and its U.S. subsidiaries. In accordance with the tax sharing agreement, the federal income tax provision is computed on a separate return basis as adjusted for consolidated items. Pursuant to the terms of this agreement, the Company has the right to recover the value of losses utilized by the consolidated group in the year of utilization. To the extent the Company generates income in future years, the Company is entitled to offset future taxes on that income through the application of its loss carry forward generated in the current year.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

H. Recognition of Revenue and Contract Benefits

Revenues for variable deferred annuity contracts consist of charges against contract owner account values or separate accounts for mortality and expense risks, administration fees, surrender charges and an annual maintenance fee per contract. Revenues for mortality and expense risk charges and administration fees are recognized as assessed against the contract holder. Surrender charge revenue is recognized when the surrender charge is assessed against the contract holder at the time of surrender. Annual maintenance fees are earned ratably throughout the year.

Benefit reserves for the variable investment options on annuity contracts represent the account value of the contracts and are included in the separate account liabilities.

Fee income from mutual fund organizations is recognized when assessed against assets under management.

Revenues for variable immediate annuity and supplementary contracts with life contingencies consist of certain charges against contract owner account values including mortality and expense risks and administration fees. These charges and fees are recognized as revenue as assessed against the contract holder. Benefit reserves for variable immediate annuity contracts represent the account value of the contracts and are included in the separate account liabilities.

Revenues for the market value adjusted fixed investment option on annuity contracts consist of separate account investment income reduced by amounts credited to the contract holder for interest. This net spread is included in return credited to contract owners on the consolidated statements of income.
Benefit reserves for these contracts represent the account value of the contracts plus a

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

market value adjustment, and are included in the general account reserve for future policy and contract benefits to the extent in excess of the separate account assets, typically for the market value adjustment at the reporting date.

Revenues for fixed immediate annuity and fixed supplementary contracts without life contingencies consist of net investment income, reported as a component of return credited to contract owners. Revenues for fixed immediate annuity contracts with life contingencies consist of single premium payments recognized as annuity considerations when received. Benefit reserves for these contracts are based on applicable actuarial standards with assumed interest rates that vary by issue year and are included in the general account reserve for future policy and contract benefits. Assumed interest rates ranged from 6.25% to 8.25%
at December 31, 2002 and 2001.

Revenues for variable life insurance contracts consist of charges against contract owner account values or separate accounts for mortality and expense risk fees, administration fees, cost of insurance fees, taxes and surrender charges. Certain contracts also include charges against premium to pay state premium taxes. All of these charges are recognized as revenue when assessed against the contract holder. Benefit reserves for variable life insurance contracts represent the account value of the contracts and are included in the separate account liabilities.

I. Deferred Acquisition Costs

The costs of acquiring new business, which vary with and are primarily related to new business generated, are being deferred, net of reinsurance. These costs include commissions, purchase credits, costs of contract issuance, and certain selling expenses that vary with production.

The Company uses the retrospective deposit method for amortizing deferred acquisition costs. This method results in deferred acquisition costs being amortized in proportion to expected gross profits, from surrender charges and policy and asset based fees, net of operating and claim costs. The deferred acquisition cost asset is adjusted retrospectively and prospectively when estimates of current and future gross profits to be realized from a group of products are revised. Critical assumptions in estimating gross profits include those for surrenders, long-term fund growth rate, expenses and death benefits.
The long-term fund growth rate, in large part, determines the estimated future asset levels on which the most significant revenues are based. The Company's long-term fund growth rate assumption is 8% (net of charges assessed against the underlying mutual fund, but before charges assessed at the separate account and contract level). When current period actual asset growth is greater or less than the Company's long-term expectation, the Company adjusts the short-term asset growth rate to a level that will allow the Company, in the short-term, to resume the long-term asset growth rate expectation. The short-term asset growth rate is subject to constraints surrounding actual market conditions.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Details of deferred acquisition costs and related amortization for the years ended December 31, are as follows:

                                             2002            2001            2000
                                        -------------   -------------   -------------
Balance at beginning of year            $   1,383,281   $   1,398,192   $   1,087,705
Acquisition costs deferred during the
year                                          244,322         209,136         495,103
Acquisition costs amortized during the
year                                         (510,059)       (224,047)       (184,616)
                                        -------------   -------------   -------------
Balance at end of year                  $   1,117,544   $   1,383,281   $   1,398,192
                                        =============   =============   =============

As asset growth rates, during 2002 and 2001, have been far below the Company's long-term assumption, the adjustment to the short-term asset growth rate had risen to a level, before being capped, that in management's opinion was excessive in the current market environment. Based on an analysis of those short-term rates, the related estimates of future gross profits and an impairment study, management of the Company determined that the short-term asset growth rate should be reset to the level of the long-term growth rate expectation as of September 30, 2002. This resulted in an acceleration of amortization of approximately $206,000.

Throughout the year, the Company also updated its future estimated gross profits with respect to certain mortality assumptions reflecting actual experience and the decline in the equity markets resulting in additional increased amortization of approximately $72,000.

J. Reinsurance

The Company cedes reinsurance under modified co-insurance arrangements. These reinsurance arrangements provide additional capacity for growth in supporting the cash flow strain from the Company's variable annuity and variable life insurance business. The reinsurance is effected under quota share contracts.

At December 31, 2002 and 2001, in accordance with the provisions of the modified coinsurance agreements, the Company accrued approximately $5,447 and $7,733, respectively, for amounts receivable from favorable reinsurance experience on certain blocks of variable annuity business.

K. Translation of Foreign Currency

The financial position and results of operations of Skandia Vida are measured using local currency as the functional currency. Assets and liabilities are translated at the exchange rate in effect at each year-end. Statements of income and changes in shareholder's equity accounts are translated at the average rate prevailing during the year. Translation adjustments arising from the use of differing exchange rates from period to period are reported as a component of other comprehensive income.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

L. Separate Accounts

Assets and liabilities in separate accounts are included as separate captions in the consolidated statements of financial condition. Separate account assets consist principally of long term bonds, investments in mutual funds, short-term securities and cash and cash equivalents, all of which are carried at fair value. The investments are managed predominately through ASISI, utilizing various fund managers as sub-advisors. The remaining investments are managed by independent investment firms. The contract holder has the option of directing funds to a wide variety of investment options, most of which invest in mutual funds. The investment risk on the variable portion of a contract is borne by the contract holder. Fixed options with minimum guaranteed interest rates are also available. The Company bears the credit risk associated with the investments that support these fixed options.

Included in Separate Account liabilities are reserves of $1,828,048 and
$1,092,944 at December 31, 2002 and 2001, respectively, relating to deferred annuity investment options for which the contract holder is guaranteed a fixed rate of return. These reserves are calculated using the Commissioners Annuity
Reserve Valuation Method. Separate Account assets of $1,828,048 and $1,092,944 at December 31, 2002 and 2001, respectively, consisting of fixed maturities, equity securities, short-term securities, cash and cash equivalents, accrued investment income, accrued liabilities and amounts due to/from the General
Account are held in support of these annuity obligations, pursuant to state regulation.

Included in the general account, within Reserves for Future Policy and Contract
Benefits, is the market value adjustment associated with the guaranteed, fixed rate investment options, assuming the market value adjustment at the reporting date.

Net investment income (including net realized capital gains and losses) and interest credited to contract holders on separate account assets are not separately reflected in the Consolidated Statements of Income.

M. Unearned Performance Credits

The Company defers certain bonus credits applied to contract holder deposits.
The credit is reported as a contract holder liability within separate account liabilities and the deferred expense is reported as a component of other assets.
As the contract holder must keep the contract in-force for 10 years to earn the bonus credit, the Company amortizes the deferred expense on a straight-line basis over 10 years. If the contract holder surrenders the contract or the contract holder dies prior to the end of 10 years, the bonus credit is returned to the Company. This component of the bonus credit is amortized in proportion to expected surrenders and mortality. As of December 31, 2002 and 2001, the unearned performance credit asset was $83,288 and $89,234, respectively.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

N. Estimates

The preparation of financial statements in conformity with U.S. GAAP requires that management make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The more significant estimates and assumptions are related to deferred acquisition costs and involve estimates of future policy lapses, investment returns and maintenance expenses. Actual results could differ from those estimates.

3. INVESTMENTS

The amortized cost, gross unrealized gains and losses and fair value of fixed maturities and investments in equity securities as of December 31, 2002 and 2001 are shown below. All securities held at December 31, 2002 and 2001 were publicly traded.

Investments in fixed maturities as of December 31, 2002 consisted of the following:

                                                       Gross        Gross
                                       Amortized     Unrealized   Unrealized
                                          Cost          Gains       Losses      Fair Value
                                     ------------   -----------   ----------   ------------
U.S. Government obligations          $    270,969   $    15,658   $      (78)  $    286,549
Obligations of state and political
subdivisions                                  253             9           (1)           261
Corporate securities                      108,200         3,631          (40)       111,791
                                     ------------   -----------   ----------   ------------
Totals                               $    379,422   $    19,298   $     (119)  $    398,601
                                     ============   ===========   ==========   ============

The amortized cost and fair value of fixed maturities, by contractual maturity, at December 31, 2002 are shown below. Actual maturities may differ from contractual maturities due to call or prepayment provisions.

                                    Amortized
                                      Cost        Fair Value
                                   -----------   -----------
Due in one year or less            $    12,793   $    12,884
Due after one through five years       165,574       171,830
Due after five through ten years       186,609       198,913
Due after ten years                     14,446        14,974
                                   -----------   -----------
Total                              $   379,422   $   398,601
                                   ===========   ===========

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
 (an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. INVESTMENTS (continued)

Investments in fixed maturities as of December 31, 2001 consisted of the following:

                                                   Gross         Gross
                                     Amortized   Unrealized   Unrealized
                                       Cost        Gains        Losses     Fair Value
                                     ---------   ----------   ----------   ----------
U.S. Government obligations          $ 198,136   $    2,869   $     (413)  $   200,592
Obligations of state and political
subdivisions                               252            8            -           260
Corporate securities                   158,494        4,051         (566)      161,979
                                     ---------   ----------   ----------   ----------
Totals                               $ 356,882   $    6,928   $     (979)  $  362,831
                                     =========   ==========   ==========   ==========

Proceeds from sales of fixed maturities during 2002, 2001 and 2000 were
$367,213, $386,816 and $302,632, respectively. Proceeds from maturities during
2002, 2001 and 2000 were $50, $4,000 and $1,104, respectively.

The cost, gross unrealized gains/losses and fair value of investments in equity securities at December 31 are shown below:

         Gross        Gross
       Unrealized   Unrealized      Fair
          Cost         Gains       Losses      Value
       ----------   ----------   ---------   --------
2002   $   52,017   $       136  $    (384)  $ 51,769
2001   $   49,886   $       122  $  (4,925)  $ 45,083

Net realized investment gains (losses), determined on a specific identification basis, were as follows for the years ended December 31:

                                      2002        2001       2000
                                   ----------   --------   --------
Fixed maturities:
Gross gains                        $    8,213   $  8,849   $  1,002
Gross losses                           (4,468)    (4,387)    (3,450)
Investment in equity securities:
Gross gains                                90        658      1,913
Gross losses                          (13,451)    (4,192)      (153)
                                   ----------   --------   --------
Totals                             $   (9,616)  $    928   $   (688)
                                   ==========   ========   ========

During 2002, the Company determined that certain amounts of its investment in equity securities were other than temporarily impaired and, accordingly, recorded a loss of $3,769.

As of December 31, 2002, the Company did not own any investments in fixed maturity securities whose carrying value exceeded 10% of the Company's equity.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. INVESTMENTS (continued)

As of December 31, 2002, the following fixed maturities were restricted in compliance with regulatory requirements:

Security                                      Fair Value
--------                                      ----------
U.S. Treasury Note, 6.25%, February 2003          $4,345
U.S. Treasury Note, 3.00%, November 2003             183
Puerto Rico Commonwealth, 4.60%, July 2004           210
Puerto Rico Commonwealth, 4.875%, July 2023           52

4. FAIR VALUES OF FINANCIAL INSTRUMENTS

The methods and assumptions used to determine the fair value of financial instruments are as follows:

Fair values of fixed maturities with active markets are based on quoted market prices. For fixed maturities that trade in less active markets, fair values are obtained from an independent pricing service.

Fair values of equity securities are based on quoted market prices.

The fair value of derivative instruments is determined based on the current value of the underlying index.

The carrying value of cash and cash equivalents (cost) approximates fair value due to the short-term nature of these investments.

The carrying value of policy loans approximates fair value.

Fair value of future fees payable to ASI are determined on a discounted cash flow basis, using best estimate assumptions of lapses, mortality, free withdrawals and a long-term fund growth rate of 8% on the Company's assets under management.

The carrying value of short-term borrowings (cost) approximates fair value due to the short-term nature of these liabilities.

Fair value of surplus notes are determined based on a discounted cash flow basis with a projected payment of principal and all accrued interest at the maturity date (see Note 14 for payment restrictions).

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4. FAIR VALUES OF FINANCIAL INSTRUMENTS (continued)

The fair values and carrying values of financial instruments at December 31,
2002 and 2001 are as follows:

                                  December 31, 2002             December 31, 2001
                             ---------------------------   ---------------------------
                             Fair Value   Carrying Value   Fair Value   Carrying Value
                             ----------   --------------   ----------   --------------
Assets
------
Fixed Maturities             $  398,601   $      398,601   $  362,831   $      362,831
Equity Securities                51,769           51,769       45,083           45,083
Derivative Instruments           10,370           10,370        5,525            5,525
Policy Loans                      7,559            7,559        6,559            6,559

Liabilities
-----------
Future Fees Payable to ASI      429,773          708,249      546,357          799,472
Short-term Borrowing             10,000           10,000       10,000           10,000
Surplus Notes and accrued
interest of $29,230 and
$25,829 in 2002 and 2001,
respectively                    140,777          139,230      174,454          169,829

5. NET INVESTMENT INCOME

The sources of net investment income for the years ended December 31 were as follows:

                              2002        2001        2000
                            ---------   ---------   ---------
Fixed maturities            $  18,015   $  18,788   $  13,502
Cash and cash equivalents       1,116         909       5,209
Equity securities                 809         622          99
Policy loans                      403         244          97
                            ---------   ---------   ---------
Total investment income        20,343      20,563      18,907
Investment expenses              (711)       (437)       (312)
                            ---------   ---------   ---------
Net investment income       $  19,632   $  20,126   $  18,595
                            =========   =========   =========

6. INCOME TAXES

The significant components of income tax expense for the years ended December 31 were as follows:

                                            2002         2001         2000
                                         ----------   ----------   -----------
Current tax benefit                      $   (3,739)  $  (39,047)  $   (29,244)
Deferred tax expense, excluding
operating loss carryforwards                 35,915       60,587        60,023
Deferred tax benefit for operating and
capital loss carryforwards                 (134,986)     (14,372)            -
                                         ----------   ----------   -----------
Total income tax (benefit) expense       $ (102,810)  $    7,168   $    30,779
                                         ==========   ==========   ===========

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6. INCOME TAXES (continued)

Deferred tax assets (liabilities) include the following at December 31:

                                        2002          2001
                                    -----------   -----------
Deferred tax assets:
GAAP to tax reserve differences     $   165,348   $   241,503
Future fees payable to ASI               21,475        63,240
Deferred compensation                    20,603        20,520
Net operating loss carry forward        147,360        14,372
Other                                     6,530        17,276
                                    -----------   -----------
Total deferred tax assets               361,316       356,911
                                    -----------   -----------
Deferred tax liabilities:
Deferred acquisition costs, net        (312,933)     (404,758)
Net unrealized gains on fixed
maturity securities                      (6,713)       (2,082)
Other                                    (3,464)       (5,051)
                                    -----------   -----------
Total deferred tax liabilities         (323,110)     (411,891)
                                    -----------   -----------
Net deferred tax asset (liability)  $    38,206   $   (54,980)
                                    ===========   ===========

In accordance with SFAS 109, the Company has performed an analysis of its deferred tax assets to assess recoverability. Looking at a variety of items, most notably, the timing of the reversal of temporary items and future taxable income projections, the Company determined that no valuation allowance is needed.

The income tax (benefit) expense was different from the amount computed by applying the federal statutory tax rate of 35% to pre-tax income from continuing operations as follows:

                                              2002           2001        2000
                                          -----------   ----------   ----------
(Loss) income before taxes
Domestic                                  $  (265,361)  $   42,886   $   98,136
Foreign                                        (2,706)      (2,619)      (2,540)
                                          -----------   ----------   ----------
Total                                        (268,067)      40,267       95,596
Income tax rate                                    35%          35%          35%
                                          -----------   ----------   ----------
Tax (benefit) expense at federal
statutory income
tax rate                                      (93,823)      14,093       33,459
Tax effect of:
Dividend received deduction                   (12,250)      (8,400)      (7,350)
Losses of foreign subsidiary                      947          917          889
Meals and entertainment                           603          603          841
State income taxes                                  -          (62)        (524)
Federal provision to return differences           709         (177)       3,235
Other                                           1,004          194          229
                                          -----------   ----------   ----------
Income tax (benefit) expense              $  (102,810)  $    7,168   $   30,779
                                          ===========   ==========   ==========

The Company's net operating loss carry forwards, totaling approximately $421,029
(pre-tax) at December 31, 2002, will expire in 2016 and 2017.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7. COST ALLOCATION AGREEMENTS WITH AFFILIATES

Certain operating costs (including rental of office space, furniture, and equipment) have been charged to the Company at cost by American Skandia
Information Services and Technology Corporation ("ASIST"), an affiliated company. ASLAC signed a written service agreement with ASIST for these services executed and approved by the Connecticut Insurance Department in 1995. This
agreement automatically continues in effect from year to year and may be terminated by either party upon 30 days written notice. The Company has also paid and charged operating costs to several of its affiliates. The total cost to the Company for these items was $8,177, $6,179 and $13,974 in 2002, 2001 and
2000, respectively. Income received for these items was approximately $13,052,
$13,166 and $11,186 in 2002, 2001 and 2000, respectively.

Allocated depreciation expense was $7,440, $8,764 and $9,073 in 2002, 2001 and
2000, respectively. Allocated lease expense was $5,808, $6,517 and $5,606 in
2002, 2001 and 2000, respectively. Allocated sub-lease rental income, recorded as a reduction to lease expense, was $738, $30 and $0 in 2002, 2001 and 2000, respectively. Assuming that the written service agreement between ASLAC and
ASIST continues indefinitely, ASLAC's allocated future minimum lease payments and sub-lease receipts per year and in aggregate as of December 31, 2002 are as follows:

                         Lease       Sub-Lease
                      -----------   -----------
2003                  $     4,847   $     1,616
2004                        5,275         1,773
2005                        5,351         1,864
2006                        5,328         1,940
2007                        5,215         1,788
2008 and thereafter        19,629         7,380
                      -----------   -----------
Total                 $    45,645   $    16,361
                      ===========   ===========

Beginning in 1999, the Company was reimbursed by ASM for certain distribution related costs associated with the sales of business through an investment firm where ASM serves as an introducing broker dealer. Under this agreement, the expenses reimbursed were $8,255, $6,610 and $6,064 in 2002, 2001 and 2000, respectively. As of December 31, 2002 and 2001, amounts receivable under this agreement were approximately $458 and $639, respectively.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8. FUTURE FEES PAYABLE TO ASI

In a series of transactions with ASI, the Company transferred certain rights to receive a portion of future fees and contract charges expected to be realized on designated blocks of deferred annuity contracts.

The proceeds from the transfers have been recorded as a liability and are being amortized over the remaining surrender charge period of the designated contracts using the interest method. The Company did not transfer the right to receive future fees and charges after the expiration of the surrender charge period.

In connection with these transactions, ASI, through special purpose trusts, issued collateralized notes in private placements, which are secured by the rights to receive future fees and charges purchased from the Company.

Under the terms of the securitization purchase agreements, the rights transferred provide for ASI to receive a percentage (60%, 80% or 100% depending on the underlying commission option) of future mortality and expense charges and contingent deferred sales charges, after reinsurance, expected to be realized over the remaining surrender charge period of the designated contracts
(generally 6 to 8 years). The liability for future fees payable to ASI at the balance sheet date is based on the consideration received less principal repayments according to amortization schedules that were developed at the inception of the transactions. If actual mortality and expense charges and contingent deferred sales charges are less than those projected in the original amortization schedules, calculated on a transaction by transaction basis, ASI has no recourse against the Company. As account values associated with the designated contracts have declined, consistent with the overall decline in the equity markets, current mortality and expense charges have been lower than expected on certain transactions and it is likely that future mortality and expense charges, on those same transactions, will be lower than originally projected. As a result, the ultimate cash flows associated with these transactions that will transfer to ASI may be lower than the current carrying amount of the liability (see Note 4).

On April 12, 2002, the Company entered into a new securitization purchase agreement with ASI. This transaction covers designated blocks of business issued from November 1, 2000 through December 31, 2001. The estimated present value of the transaction at April 12, 2002, using a discount rate of 6.00%, was $101,713.

Payments, representing fees and charges in the aggregate amount, of $186,810,
$207,731 and $219,523 were made by the Company to ASI in 2002, 2001 and 2000, respectively. Related interest expense of $828, $59,873 and $70,667 has been included in the consolidated statements of income for 2002, 2001 and 2000, respectively.

The Commissioner of the State of Connecticut has approved the transfer of future fees and charges; however, in the event that the Company becomes subject to an order of liquidation or rehabilitation, the Commissioner has the ability to restrict the payments due to ASI, into a restricted account, under the Purchase
Agreement subject to certain terms and conditions.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8. FUTURE FEES PAYABLE TO ASI (continued)

The present values of the transactions as of the respective effective date were as follows:

  Closing      Effective    Contract Issue        Discount          Present
Transaction      Date            Date              Period             Rate        Value
-----------   -----------   --------------   -------------------   ----------   ----------
1996-1          12/17/96         9/1/96        1/1/94 - 6/30/96        7.5%       $50,221
1997-1           7/23/97         6/1/97        3/1/96 - 4/30/97        7.5%        58,767
1997-2          12/30/97        12/1/97        5/1/95 - 12/31/96       7.5%        77,552
1997-3          12/30/97        12/1/97        5/1/96 - 10/31/97       7.5%        58,193
1998-1           6/30/98         6/1/98        1/1/97 - 5/31/98        7.5%        61,180
1998-2          11/10/98        10/1/98        5/1/97 - 8/31/98        7.0%        68,573
1998-3          12/30/98        12/1/98        7/1/96 - 10/31/98       7.0%        40,128
1999-1           6/23/99         6/1/99        4/1/94 - 4/30/99        7.5%       120,632
1999-2          12/14/99        10/1/99       11/1/98 - 7/31/99        7.5%       145,078
2000-1           3/22/00         2/1/00        8/1/99 - 1/31/00        7.5%       169,459
2000-2           7/18/00         6/1/00        2/1/00 - 4/30/00        7.25%       92,399
2000-3          12/28/00        12/1/00        5/1/00 - 10/31/00       7.25%      107,291
2000-4          12/28/00        12/1/00        1/1/98 - 10/31/00       7.25%      107,139
2002-1           4/12/02         3/1/02       11/1/00 - 12/31/01       6.00%      101,713

Payments of future fees payable to ASI, according to original amortization schedules, as of December 31, 2002 are as follows:

Year       Amount
----    -----------
2003    $   186,854
2004        171,093
2005        147,902
2006        117,761
2007         66,270
2008         18,369
        -----------
Total   $   708,249
        ===========

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9. LEASES

The Company entered into an eleven year lease agreement for office space in
Westminster, Colorado, effective January 1, 2001. Lease expense for 2002 and
2001 was $2,583 and $1,602, respectively. Sub-lease rental income was $227 in
2002 and $0 in 2001. Future minimum lease payments and sub-lease receipts per year and in aggregate as of December 31, 2002 are as follows:

                         Lease     Sub-Lease
                      ----------   ----------
2003                  $    1,913   $      426
2004                       1,982          455
2005                       2,050          500
2006                       2,050          533
2007                       2,050          222
2008 and thereafter        8,789            0
                      ----------   ----------
Total                 $   18,834   $    2,136
                      ==========   ==========

10. RETAINED EARNINGS AND DIVIDEND RESTRICTIONS

Statutory basis shareholder's equity was $279,957 and $226,780 at December 31,
2002 and 2001, respectively.

The Company incurred statutory basis net losses in 2002 of $192,474 due primarily to significant declines in the equity markets, increasing GMDB reserves calculated on a statutory basis. Statutory basis net losses for 2001 were $121,957, as compared to income of $11,550 in 2000.

Under various state insurance laws, the maximum amount of dividends that can be paid to shareholders without prior approval of the state insurance department is subject to restrictions relating to statutory surplus and net gain from operations. For 2003, no amounts may be distributed without prior approval.

11. STATUTORY ACCOUNTING PRACTICES

The Company prepares its statutory basis financial statements in accordance with accounting practices prescribed by the State of Connecticut Insurance
Department. Prescribed statutory accounting practices include publications of the National Association of Insurance Commissioners (NAIC), as well as state laws, regulations and general administrative rules.

The NAIC adopted the Codification of Statutory Accounting Principles
(Codification) in March 1998. The effective date for codification was January 1,
2001. The Company's state of domicile, Connecticut, has adopted codification and the Company has made the necessary changes in its statutory accounting and reporting required for implementation. The overall impact of adopting codification in 2001 was a one-time, cumulative change in accounting benefit recorded directly in statutory surplus of $12,047.

In addition, during 2001, based on a recommendation from the State of
Connecticut Insurance Department, the Company changed its statutory method of accounting for its

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11. STATUTORY ACCOUNTING PRACTICES (continued)

liability associated with securitized variable annuity fees. Under the new method of accounting, the liability for securitized fees is established consistent with the method of accounting for the liability associated with variable annuity fees ceded under reinsurance contracts. This equates to the statutory liability at any valuation date being equal to the Commissioners
Annuity Reserve Valuation Method (CARVM) offset related to the securitized contracts. The impact of this change in accounting, representing the difference in the liability calculated under the old method versus the new method as of
January 1, 2001, was reported as a cumulative effect of change in accounting benefit recorded directly in statutory surplus of approximately $20,215.

In 2001, the Company, in agreement with the Connecticut Insurance Department, changed its reserving methodology to recognize free partial withdrawals and to reserve on a "continuous" rather than "curtate" basis. The impact of these changes, representing the difference in reserves calculated under the new methods versus the old methods, was recorded directly to surplus as changes in reserves on account of valuation basis. This resulted in an increase to the unassigned deficit of approximately $40,511.

Effective January 1, 2002, the Company adopted Statement of Statutory Accounting
Principles No. 82, "Accounting for the Costs of Computer Software Developed or
Obtained for Internal Use and Web Site Development Costs" ("SSAP 82"). SSAP 82
requires the capitalization of certain costs incurred in connection with developing or obtaining internal use software. Prior to the adoption of SSAP 82, the Company expensed all internal use software related costs as incurred. The
Company has identified and capitalized $5,935 of costs associated with internal use software as of January 1, 2002 and is amortizing the applicable costs on a straight-line basis over a three year period. The costs capitalized as of
January 1, 2002 resulted in a direct increase to surplus. Amortization expense for the year ended December 31, 2002 was $757.

12. EMPLOYEE BENEFITS

The Company has a 401(k) plan for which substantially all employees are eligible. Under this plan, the Company provides a 50% match on employees'
contributions up to 6% of an employee's salary (for an aggregate match of up to
3% of the employee's salary). Additionally, the Company may contribute additional amounts based on profitability of the Company and certain of its affiliates. Expenses related to this program in 2002, 2001 and 2000 were $719,
$2,738 and $3,734, respectively. Company contributions to this plan on behalf of the participants were $921, $2,549 and $4,255 in 2002, 2001 and 2000, respectively.

The Company has a deferred compensation plan, which is available to the field marketing staff and certain other employees. Expenses related to this program in
2002, 2001 and 2000 were $3,522, $1,615 and $1,030, respectively. Company contributions to this plan on behalf of the participants were $5,271, $1,678 and
$2,134 in 2002, 2001 and 2000, respectively.

The Company and certain affiliates cooperatively have a long-term incentive program under which units are awarded to executive officers and other personnel.
The Company and certain affiliates also have a profit sharing program, which benefits all employees

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

12. EMPLOYEE BENEFITS (continued)

below the officer level. These programs consist of multiple plans with new plans instituted each year. Generally, participants must remain employed by the
Company or its affiliates at the time such units are payable in order to receive any payments under the programs. The accrued liability representing the value of these units was $7,083 and $13,645 as of December 31, 2002 and 2001,
respectively. Expenses (income) related to these programs in 2002, 2001 and
2000, were $1,471, ($9,842) and $2,692, respectively. Payments under these programs were $8,033, $8,377 and $13,697 in 2002, 2001 and 2000, respectively.

13. FINANCIAL REINSURANCE

The Company cedes insurance to other insurers in order to fund the cash strain generated from commission costs on current sales and to limit its risk exposure.
The Company uses modified coinsurance reinsurance arrangements whereby the reinsurer shares in the experience of a specified book of business. These reinsurance transactions result in the Company receiving from the reinsurer an upfront ceding commission on the book of business ceded in exchange for the reinsurer receiving in the future, the future fees generated from that book of business. Such transfer does not relieve the Company of its primary liability and, as such, failure of reinsurers to honor their obligation could result in losses to the Company. The Company reduces this risk by evaluating the financial condition and credit worthiness of reinsurers.

The effect of reinsurance for the 2002, 2001 and 2000 was as follows:

2002                                                Gross        Ceded           Net
----                                            -----------   -----------   -----------
Annuity and life insurance charges and fees     $   406,272   $   (36,268)  $   370,004
Return credited to contract owners              $     5,221   $       (25)  $     5,196
Underwriting, acquisition and other insurance
expenses (deferal of acquisition costs)         $   154,588   $    34,140   $   188,728
Amortization of deferred acquisition costs      $   542,945   $   (32,886)  $   510,059

2001
----
Annuity and life insurance charges and fees     $   430,914   $   (42,218)  $   388,696
Return credited to contract owners              $     5,704   $        92   $     5,796
Underwriting, acquisition and other insurance
expenses (deferral of acquisition costs)        $   163,677   $    33,078   $   196,755
Amortization of deferred acquisition costs      $   231,290   $    (7,243)  $   224,047

2000
----
Annuity and life insurance charges and fees     $   473,318   $   (48,740)  $   424,578
Return credited to contract owners              $     8,540   $       (77)  $     8,463
Underwriting, acquisition and other insurance
expenses (deferral of acquisition costs)        $   108,399   $    42,198   $   150,597
Amortization of deferred acquisition costs      $   205,174   $   (20,558)  $   184,616

In December 2000, the Company entered into a modified coinsurance agreement with
SICL covering certain contracts issued since January 1996. The impact of this treaty to the

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

13. FINANCIAL REINSURANCE (continued)

Company was pre-tax (loss) income of ($4,137), $8,394 and $23,341 in 2002, 2001 and 2000, respectively. At December 31, 2002 and 2001, $675 and $1,137,
respectively, was receivable from SICL under this agreement.

14. SURPLUS NOTES

The Company has issued surplus notes to ASI in exchange for cash. Surplus notes outstanding as of December 31, 2002 and 2001, and interest expense for 2002,
2001 and 2000 were as follows:

Liability as of
December 31,                                     Interest Expense
Interest                                           For the Years
Note Issue Date        Rate         2002        2001       2002        2001         2000
------------------   ---------   ---------   ---------   --------   ---------   ---------
February 18, 1994         7.28%          -           -          -           -         732
March 28, 1994            7.90%          -           -          -           -         794
September 30, 1994        9.13%          -           -          -       1,282       1,392
December 19, 1995         7.52%          -      10,000        520         763         765
December 20, 1995         7.49%          -      15,000        777       1,139       1,142
December 22, 1995         7.47%          -       9,000        465         682         684
June 28, 1996             8.41%     40,000      40,000      3,411       3,411       3,420
December 30, 1996         8.03%     70,000      70,000      5,699       5,699       5,715
                                 ---------   ---------   --------   ---------   ---------
Total                            $ 110,000   $ 144,000   $ 10,872   $  12,976   $  14,644
                                 =========   =========   ========   =========   =========

On September 6, 2002, surplus notes for $10,000, dated December 19, 1995,
$15,000, dated December 20, 1995, and $9,000, dated December 22, 1995, were repaid. On December 3, 2001, a surplus note, dated September 30, 1994, for
$15,000 was repaid. On December 27, 2000, surplus notes for $10,000, dated
February 18, 1994, and $10,000, dated March 28, 1994, were repaid. All surplus notes mature seven years from the issue date.

Payment of interest and repayment of principal for these notes is subject to certain conditions and require approval by the Insurance Commissioner of the
State of Connecticut. At December 31, 2002 and 2001, $29,230 and $25,829,
respectively, of accrued interest on surplus notes was not permitted for payment under these criteria.

15. SHORT-TERM BORROWING

The Company had a $10,000 short-term loan payable to ASI at December 31, 2002 and 2001 as part of a revolving loan agreement. The loan had an interest rate of
1.97% and matured on January 13, 2003. The loan was subsequently rolled over with a new interest rate of 1.82% and a new maturity date of March 13, 2003. The loan was further extended to April 30, 2003 and a new interest rate of 1.71%.
The total related interest expense to the Company was $271, $522 and $687 in
2002, 2001 and 2000, respectively. Accrued interest payable was $10 and $113 as of December 31, 2002 and 2001, respectively.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

15. SHORT-TERM BORROWING (continued)

On January 3, 2002, the Company entered into a $150,000 credit facility with
ASI. This credit facility terminates on December 31, 2005 and bears interest at the offered rate in the London interbank market (LIBOR) plus 0.35 percent per annum for the relevant interest period. Interest expense related to these borrowings was $2,243 for the year ended December 31, 2002. As of December 31,
2002, no amount was outstanding under this credit facility.

16. CONTRACT WITHDRAWAL PROVISIONS

Approximately 99% of the Company's separate account liabilities are subject to discretionary withdrawal by contract owners at market value or with market value adjustment. Separate account assets, which are carried at fair value, are adequate to pay such withdrawals, which are generally subject to surrender charges ranging from 10% to 1% for contracts held less than 10 years.

17. RESTRUCTURING CHARGES

On March 22, 2001 and December 3, 2001, the Company announced separate plans to reduce expenses to better align its operating infrastructure with the current investment market environment. As part of the two plans, the Company's workforce was reduced by approximately 140 positions and 115 positions, respectively, affecting substantially all areas of the Company. Estimated pre-tax severance benefits of $8,500 have been charged against 2001 operations related to these reductions. These charges have been reported in the Consolidated Statements of
Income as a component of Underwriting, Acquisition and Other Insurance Expenses.
As of December 31, 2002 and 2001, the remaining restructuring liability, relating primarily to the December 3, 2001 plan, was $12 and $4,104, respectively.

18. COMMITMENTS AND CONTINGENT LIABILITIES

In recent years, a number of annuity companies have been named as defendants in class action lawsuits relating to the use of variable annuities as funding vehicles for tax- qualified retirement accounts. The Company is currently a defendant in one such lawsuit. A purported class action complaint was filed in the United States District Court for the Southern District of New York on
December 12, 2002, by Diane C. Donovan against the Company and certain of its affiliates (the "Donovan Complaint"). The Donovan Complaint seeks unspecified compensatory damages and injunctive relief from the Company and certain of its affiliates. The Donovan Complaint claims that the Company and certain of its affiliates violated federal securities laws in marketing variable annuities.
This litigation is in the preliminary stages. The Company believes this action is without merit, and intends to vigorously defend against this action.

The Company is also involved in other lawsuits arising, for the most part, in the ordinary course of its business operations. While the outcome of these other lawsuits cannot be determined at this time, after consideration of the defenses available to the Company, applicable insurance coverage and any related reserves established, these other lawsuits are not expected to result in liability for amounts material to the financial condition of the Company, although it may adversely affect results of operations in future periods.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

18. COMMITMENTS AND CONTINGENT LIABILITIES (continued)

As discussed previously, on December 19, 2002, SICL entered into a definitive purchase agreement (the "Purchase Agreement") to sell its ownership interest in the Company and certain affiliates to Prudential Financial for approximately
$1.265 billion. The closing of this transaction, which is conditioned upon certain customary regulatory and other approvals and conditions, is expected in the second quarter of 2003.

The purchase price that was agreed to between SICL and Prudential Financial was based on a September 30, 2002 valuation of the Company and certain affiliates.
As a result, assuming the transaction closes, the economics of the Company's business from September 30, 2002 forward will inure to the benefit or detriment of Prudential Financial. Included in the Purchase Agreement, SICL has agreed to indemnify Prudential Financial for certain liabilities that may arise relating to periods prior to September 30, 2002. These liabilities generally include market conduct activities, as well as contract and regulatory compliance
(referred to as "Covered Liabilities").

Related to the indemnification provisions contained in the Purchase Agreement,
SICL has signed, for the benefit of the Company, an indemnity letter, effective
December 19, 2002, to make the Company whole for certain Covered Liabilities that come to fruition during the period beginning December 19, 2002 and ending with the close of the transaction. This indemnification effectively transfers the risk associated with those Covered Liabilities from the Company to SICL concurrent with the signing of the definitive purchase agreement rather than waiting until the transaction closes.

19. SEGMENT REPORTING

Assets under management and sales for products other than variable annuities have not been significant enough to warrant full segment disclosures as required by SFAS 131, "Disclosures about Segments of an Enterprise and Related
Information," and the Company does not anticipate that they will be so in the future due to changes in the Company's strategy to focus on its core variable annuity business.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

20. QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table summarizes information with respect to the operations of the
Company on a quarterly basis:

                                                            Three Months Ended
                                          --------------------------------------------------------
2002                                        March 31       June 30       Sept. 30        Dec. 31
                                          -----------   ------------   ------------   ------------
Premiums and other insurance revenues*    $   118,797   $    126,614   $    115,931   $    108,488
Net investment income                           4,965          4,714          5,128          4,825
Net realized capital losses                    (1,840)        (1,584)        (2,327)        (3,863)
                                          -----------   ------------   ------------   ------------
Total revenues                                121,922        129,744        118,732        109,450
Benefits and expenses*                        112,759        160,721        323,529        150,906
                                          -----------   ------------   ------------   ------------
Pre-tax net income (loss)                       9,163        (30,977)      (204,797)       (41,456)
Income tax expense (benefit)                    1,703        (11,746)       (72,754)       (20,013)
                                          -----------   ------------   ------------   ------------
Net income (loss)                         $     7,460   $    (19,231)  $   (132,043)  $    (21,443)
                                          ===========   ============   ============   ============

*    For the quarters ended March 31, 2002 and June 30, 2002, the Company had overstated premiums ceded in revenues. The above presentation reflects an equal and offsetting reclassification of these amounts to benefits and expenses with no net income impact.

                                                              Three Months Ended
                                          --------------------------------------------------------
2001                                        March 31       June 30       Sept. 30        Dec. 31
                                          -----------   ------------   ------------   ------------
Premiums and other insurance revenues***  $   130,885   $    128,465   $    122,708   $    119,604
Net investment income**                         5,381          4,997          5,006          4,742
Net realized capital gains (losses)             1,902            373            376         (1,723)
                                          -----------   ------------   ------------   ------------
Total revenues                                138,168        133,835        128,090        122,623
Benefits and expenses**  ***                  122,729        110,444        123,307        125,969
                                          -----------   ------------   ------------   ------------
Pre-tax net income (loss)                      15,439         23,391          4,783         (3,346)
Income tax expense (benefit)                    4,034          7,451           (480)        (3,837)
                                          -----------   ------------   -------------  ------------
Net income                                $    11,405   $     15,940   $      5,263   $        491
                                          ===========   ============   ============   ============

**   For the quarters ended March 31, 2001, June 30, 2001 and September 30,
     2001, the Company had reported investment performance associated with its derivatives as net investment income. The above presentation reflects a reclassification of these amounts to benefits and expenses.

***  For the quarters ended September 30, 2001 and December 31, 2001, the
     Company had overstated premiums ceded in revenues. The above presentation reflects an equal and offsetting reclassification of these amounts to benefits and expenses with no net income impact.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

20. QUARTERLY FINANCIAL DATA (UNAUDITED) (continued)

                                                             Three Months Ended
                                        --------------------------------------------------------
2000                                      March 31        June 30       Sept. 30       Dec. 31
                                        ------------    -----------   -----------   ------------
Premiums and other insurance revenues   $    137,040   $    139,346   $   147,819   $    135,866
Net investment income****                      4,343          4,625         4,619          5,008
Net realized capital gains (losses)              729         (1,436)         (858)           877
                                        ------------    -----------   -----------   ------------
Total revenues                               142,112        142,535       151,580        141,751
Benefits and expenses****                    107,893        122,382       137,843        114,264
                                        ------------    -----------   -----------   ------------
Pre-tax net income                            34,219         20,153        13,737         27,487
Income tax expense                            10,038          5,225         3,167         12,349
                                        ------------    -----------   -----------   ------------
Net income                              $     24,181   $     14,928   $    10,570   $     15,138
                                        ============   ============   ===========   ============

**** For the quarters ended March 31, 2000, June 30, 2000, September 30, 2000 and December 31, 2000, the Company had reported investment performance associated with its derivatives as net investment income. The above presentation reflects a reclassification of these amounts to benefits and expenses.

                     THIS PAGE IS INTENTIONALLY LEFT BLANK.

APPENDIX B - CONDENSED FINANCIAL INFORMATION ABOUT SEPARATE ACCOUNT B

Separate Account B consists of multiple Sub-accounts. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. All or some of these
Sub-accounts are available as investment options for other variable annuities we offer pursuant to different prospectuses.

Unit Prices And Numbers Of Units: The following table shows: (a) the Unit Price, as of the dates shown, for Units in each of the Sub-accounts of Separate Account
B that are being offered pursuant to this Prospectus; and (b) the number of
Units outstanding for each such Sub-account as of the dates shown. The year in which operations commenced in each such Sub-account is noted in parentheses. To the extent a Sub-account commenced operations during a particular calendar year, the Unit Price as of the end of the period reflects only the partial year results from the commencement of operations until December 31st of the applicable year. The portfolios in which a particular Sub-account invests may or may not have commenced operations prior to the date such Sub-account commenced operations. The initial offering price for each Sub-account was $10.00. Unit
Prices and Units are provided for Sub-accounts that commenced operations prior to January 1, 2003.

Beginning November 18, 2002, multiple Unit Prices will be calculated for each
Sub-account of Separate Account B to reflect the daily charge deducted for each combination of the applicable Insurance Charge, Distribution Charge (when applicable) and the charge for each optional benefit offered under this Annuity.
The Unit Prices below reflect the daily charges for each optional benefit offered between November 18, 2002 and December 31, 2002 only.

                                                                           Year Ended December 31,
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Sub-account                                              2002         2001         2000         1999         1998
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Wells Fargo Variable Trust - International
Equity (2000)
With No Optional Benefits
Unit Price                                            $      5.60         7.37          8.90           -             -
Number of Units                                           256,963      205,255       127,257           -             -
With One Optional Benefit
Unit Price                                            $      9.83            -             -           -             -
Number of Units                                             4,125            -             -           -             -
With Any Two Optional Benefits
Unit Price                                                      -            -             -           -             -
Number of Units                                                 -            -             -           -             -
With All Optional Benefits
Unit Price                                                      -            -             -           -             -
Number of Units                                                 -            -             -           -             -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Wells Fargo Variable Trust - Small Cap Growth
(1999)
With No Optional Benefits
Unit Price                                            $      5.72         9.38         12.58        16.48            -
Number of Units                                           775,726      900,655       902,955      247,735            -
With One Optional Benefit
Unit Price                                            $      9.74            -             -            -            -
Number of Units                                             2,121            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                      -            -             -            -            -
Number of Units                                                 -            -             -            -            -
With All Optional Benefits
Unit Price                                                      -            -             -            -            -
Number of Units                                                 -            -             -            -            -
---------------------------------------------------- ------------  -----------  ------------- ------------ ------------

                                                                           Year Ended December 31,
----------------------------------------------------  ---------- ------------ ------------ ----------- -----------
Sub-account                                             1997         1996         1995         1994        1993
----------------------------------------------------  ---------- ------------ ------------ ----------- -----------
Wells Fargo Variable Trust - International
Equity (2000)
With No Optional Benefits
Unit Price                                                     -           -             -           -           -
Number of Units                                                -           -             -           -           -
With One Optional Benefit
Unit Price                                                     -           -             -           -           -
Number of Units                                                -           -             -           -           -
With Any Two Optional Benefits
Unit Price                                                     -           -             -           -           -
Number of Units                                                -           -             -           -           -
With All Optional Benefits
Unit Price                                                     -           -             -           -           -
Number of Units                                                -           -             -           -           -
----------------------------------------------------  ---------- ------------ ------------ ----------- -----------
Wells Fargo Variable Trust - Small Cap Growth
(1999)
With No Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With One Optional Benefit
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With All Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
----------------------------------------------------  ---------- ------------ ------------ ----------- -----------

                                                                            Year Ended December 31,
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Sub-account                                              2002         2001          2000         1999         1998
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Wells Fargo Variable Trust - Growth (1994)
With No Optional Benefits
Unit Price                                                  $13.77        18.83         23.64        27.75        23.37
Number of Units                                          2,938,967    3,783,815     4,373,354    4,625,477    4,314,842
With One Optional Benefit
Unit Price                                                   $9.59            -             -            -            -
Number of Units                                              1,090            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
With All Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Wells Fargo Variable Trust - Large Company
Growth (1999)
With No Optional Benefits
Unit Price                                                   $6.50         9.16         11.75        11.98            -
Number of Units                                          1,737,225    1,900,437     1,563,551      189,740            -
With One Optional Benefit
Unit Price                                                   $9.36            -             -            -            -
Number of Units                                              8,608            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
With All Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Wells Fargo Variable Trust - Equity Value (1998)
With No Optional Benefits

Unit Price                                                   $6.61         8.83          9.56         9.17         9.53
Number of Units                                          2,835,243    3,705,869     4,442,888    2,826,839    1,148,849
With One Optional Benefit
Unit Price                                                   $9.97            -             -            -            -
Number of Units                                                900            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
With All Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Wells Fargo Variable Trust - Equity Income (1999)
With No Optional Benefits
Unit Price                                                   $7.46         9.37         10.05         9.96            -
Number of Units                                          1,361,988    1,019,937       502,986      136,006            -
With One Optional Benefit
Unit Price                                                   $8.25            -             -            -            -
Number of Units                                            196,720            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.90            -             -            -            -
Number of Units                                             10,707            -             -            -            -
With All Optional Benefits
Unit Price                                                   $9.90            -             -            -            -
Number of Units                                                 91            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------

                                                                            Year Ended December 31,
----------------------------------------------------  ------------ ------------ ------------ ----------- -----------
Sub-account                                              1997         1996         1995         1994        1993
----------------------------------------------------  ------------ ------------ ------------ ----------- -----------
Wells Fargo Variable Trust - Growth (1994)
With No Optional Benefits
Unit Price                                                   18.40        15.90        13.18       10.34           -
Number of Units                                          3,907,919    2,096,545      823,247     204,067           -
With One Optional Benefit
Unit Price                                                       -            -            -           -           -
Number of Units                                                  -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                       -            -            -           -           -
Number of Units                                                  -            -            -           -           -
With All Optional Benefits
Unit Price                                                       -            -            -           -           -
Number of Units                                                  -            -            -           -           -
----------------------------------------------------  ------------ ------------ ------------ ----------- -----------
Wells Fargo Variable Trust - Large Company
Growth (1999)
With No Optional Benefits
Unit Price                                                       -            -            -           -           -
Number of Units                                                  -            -            -           -           -
With One Optional Benefit
Unit Price                                                       -            -            -           -           -
Number of Units                                                  -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                       -            -            -           -           -
Number of Units                                                  -            -            -           -           -
With All Optional Benefits
Unit Price                                                       -            -            -           -           -
Number of Units                                                  -            -            -           -           -
----------------------------------------------------  ------------ ------------ ------------ ----------- -----------
Wells Fargo Variable Trust - Equity Value (1998)
With No Optional Benefits

Unit Price                                                       -            -            -           -           -
Number of Units                                                  -            -            -           -           -
With One Optional Benefit
Unit Price                                                       -            -            -           -           -
Number of Units                                                  -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                       -            -            -           -           -
Number of Units                                                  -            -            -           -           -
With All Optional Benefits
Unit Price                                                       -            -            -           -           -
Number of Units                                                  -            -            -           -           -
----------------------------------------------------  ------------ ------------ ------------ ----------- -----------
Wells Fargo Variable Trust - Equity Income (1999)
With No Optional Benefits
Unit Price                                                       -            -            -           -           -
Number of Units                                                  -            -            -           -           -
With One Optional Benefit
Unit Price                                                       -            -            -           -           -
Number of Units                                                  -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                       -            -            -           -           -
Number of Units                                                  -            -            -           -           -
With All Optional Benefits
Unit Price                                                       -            -            -           -           -
Number of Units                                                  -            -            -           -           -
----------------------------------------------------  ------------ ------------ ------------ ----------- -----------

                                                                          Year Ended December 31,
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Sub-account                                               2002         2001          2000         1999         1998
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Wells Fargo Variable Trust - Asset Allocation
(1994)

With No Optional Benefits
Unit Price                                                  $17.43        20.28         22.11        22.20        20.59
Number of Units                                          8,336,977   10,328,629    11,237,827   10,783,373    7,584,157
With One Optional Benefit
Unit Price                                                   $9.82            -             -            -            -
Number of Units                                              2,641            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
With All Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Wells Fargo Variable Trust - Total Return Bond /1/
(1999)
With No Optional Benefits
Unit Price                                                  $12.16        11.44         10.81         9.94            -
Number of Units                                          2,451,502    2,978,591     3,634,317    3,758,299            -
With One Optional Benefit
Unit Price                                                  $10.21            -             -            -            -
Number of Units                                                 74            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
With All Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Wells Fargo Variable Trust - Money Market (1994)
With No Optional Benefits

Unit Price                                                  $12.82        12.84         12.55        12.04        11.68
Number of Units                                          5,391,441    5,952,104     3,440,514    3,500,017    2,250,003
With One Optional Benefit
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
With All Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST William Blair International Growth /2/ (1997)
With No Optional Benefits
Unit Price                                                   $9.92        13.54         17.96        24.16        13.41
Number of Units                                         29,062,215   40,507,419    57,327,711   61,117,418   43,711,763
With One Optional Benefit
Unit Price                                                   $9.72            -             -            -            -
Number of Units                                            835,523            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.72            -             -            -            -
Number of Units                                             78,368            -             -            -            -
With All Optional Benefits
Unit Price                                                   $9.71            -             -            -            -
Number of Units                                              5,178            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------

                                                                          Year Ended December 31,
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
Sub-account                                              1997         1996         1995         1994        1993
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
Wells Fargo Variable Trust - Asset Allocation
(1994)
With No Optional Benefits
Unit Price                                                  16.67        13.99        12.73       10.01           -
Number of Units                                         5,186,216    3,700,609    1,991,150     743,176           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
Wells Fargo Variable Trust - Total Return Bond /1/
(1999)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
Wells Fargo Variable Trust - Money Market (1994)
With No Optional Benefits

Unit Price                                                  11.31        10.92        10.58       10.18           -
Number of Units                                         1,304,834    1,157,342      521,291     144,050           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST William Blair International Growth /2/ (1997)
With No Optional Benefits
Unit Price                                                  11.70            -            -           -           -
Number of Units                                        21,405,891            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------

                                                                          Year Ended December 31,
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Sub-account                                               2002         2001          2000         1999         1998
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST American Century International Growth /3/
(1997)
With No Optional Benefits
Unit Price                                                  $10.20        12.85         17.92        21.66        13.30
Number of Units                                         31,813,722   37,487,425    17,007,352    6,855,601    5,670,336
With One Optional Benefit
Unit Price                                                   $8.52            -             -            -            -
Number of Units                                          2,252,674            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.69            -             -            -            -
Number of Units                                            116,123            -             -            -            -
With All Optional Benefits
Unit Price                                                   $9.69            -             -            -            -
Number of Units                                              1,896            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST PBHG Small-Cap Growth /4/ (1994)
With No Optional Benefits

Unit Price                                                  $12.83        19.84         21.51        42.08        17.64
Number of Units                                         17,093,250   23,048,821    25,535,093   32,134,969   15,003,001
With One Optional Benefit
Unit Price                                                   $6.92            -             -            -            -
Number of Units                                          1,970,250            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.48            -             -            -            -
Number of Units                                             47,261            -             -            -            -
With All Optional Benefits
Unit Price                                                   $9.47            -             -            -            -
Number of Units                                              6,595            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST DeAM Small-Cap Growth /5/ (1999)
With No Optional Benefits

Unit Price                                                   $6.13         8.46         11.98        15.37            -
Number of Units                                         44,042,514   60,703,791    63,621,279   53,349,003            -
With One Optional Benefit
Unit Price                                                   $7.67            -             -            -            -
Number of Units                                            639,695            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.71            -             -            -            -
Number of Units                                             12,122            -             -            -            -
With All Optional Benefits
Unit Price                                                   $9.71            -             -            -            -
Number of Units                                              1,728            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST Goldman Sachs Small-Cap Value /6/ (1998)
With No Optional Benefits

Unit Price                                                  $13.72        15.12         13.95        10.57         9.85
Number of Units                                         20,004,839   26,220,860    15,193,053    6,597,544    4,081,870
With One Optional Benefit
Unit Price                                                   $9.26            -             -            -            -
Number of Units                                          1,492,775            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                  $10.09            -             -            -            -
Number of Units                                                624            -             -            -            -
With All Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------

                                                                           Year Ended December 31,
                                                     --------------------------------------------------------------

Sub-account                                              1997         1996         1995         1994        1993
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST American Century International Growth /3/
(1997)

With No Optional Benefits

Unit Price                                                  11.35            -            -           -           -
Number of Units                                         2,857,188            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST PBHG Small-Cap Growth /4/ (1994)
With No Optional Benefits

Unit Price                                                  17.28        16.54        13.97       10.69           -
Number of Units                                        14,662,728   12,282,211    6,076,373   2,575,105           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST DeAM Small-Cap Growth /5/ (1999)
With No Optional Benefits

Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST Goldman Sachs Small-Cap Value /6/ (1998)
With No Optional Benefits

Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------

                                                                          Year Ended December 31,
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Sub-account                                               2002         2001          2000         1999         1998
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST Gabelli Small-Cap Value /7/ (1997)
With No Optional Benefits

Unit Price                                                  $12.58        14.08         13.35        11.11        11.20
Number of Units                                         32,549,396   35,483,530    23,298,524   21,340,168   24,700,211
With One Optional Benefit
Unit Price                                                   $9.30            -             -            -            -
Number of Units                                          6,141,523            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                  $10.08            -             -            -            -
Number of Units                                            209,790            -             -            -            -
With All Optional Benefits
Unit Price                                                  $10.08            -             -            -            -
Number of Units                                             17,411            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST Goldman Sachs Mid-Cap Growth /8/ (2000)
With No Optional Benefits

Unit Price                                                   $2.78         3.88          6.58            -            -
Number of Units                                         16,748,577   17,045,776     9,426,102            -            -
With One Optional Benefit
Unit Price                                                   $7.97            -             -            -            -
Number of Units                                          1,273,118            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.87            -             -            -            -
Number of Units                                             66,279            -             -            -            -
With All Optional Benefits
Unit Price                                                   $9.87            -             -            -            -
Number of Units                                              2,488            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST Neuberger Berman Mid-Cap Growth /9/ (1994)
With No Optional Benefits

Unit Price                                                  $12.86        18.95         25.90        28.58        19.15
Number of Units                                         19,674,777   25,717,164    26,517,850   13,460,525   13,389,289
With One Optional Benefit
Unit Price                                                   $7.41            -             -            -            -
Number of Units                                          2,175,250            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.51            -             -            -            -
Number of Units                                             44,760            -             -            -            -
With All Optional Benefits
Unit Price                                                   $9.51            -             -            -            -
Number of Units                                              1,311            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST Neuberger Berman Mid-Cap Value /10/ (1993)
With No Optional Benefits

Unit Price                                                  $17.78        20.16         21.09        16.78        16.10
Number of Units                                         37,524,187   47,298,313    44,558,699   37,864,586   16,410,121
With One Optional Benefit
Unit Price                                                   $8.96            -             -            -            -
Number of Units                                          5,118,558            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.98            -             -            -            -
Number of Units                                            163,415            -             -            -            -
With All Optional Benefits
Unit Price                                                   $9.97            -             -            -            -
Number of Units                                             10,745            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------

                                                                          Year Ended December 31,
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
Sub-account                                              1997         1996         1995         1994        1993
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST Gabelli Small-Cap Value /7/ (1997)
With No Optional Benefits

Unit Price                                                  12.70            -            -           -           -
Number of Units                                        14,612,510            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST Goldman Sachs Mid-Cap Growth /8/ (2000)
With No Optional Benefits

Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST Neuberger Berman Mid-Cap Growth /9/ (1994)
With No Optional Benefits

Unit Price                                                  16.10        13.99        12.20        9.94           -
Number of Units                                        11,293,799    9,563,858    3,658,836     301,267           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST Neuberger Berman Mid-Cap Value /10/ (1993)
With No Optional Benefits

Unit Price                                                  16.72        13.41        12.20        9.81       10.69
Number of Units                                        11,745,440    9,062,152    8,642,186   7,177,232   5,390,887
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------

                                                                          Year Ended December 31,
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Sub-account                                               2002         2001          2000         1999         1998
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST Alger All-Cap Growth (2000)
With No Optional Benefits

Unit Price                                                   $3.51         5.54          6.74            -            -
Number of Units                                         85,441,507  125,442,916    28,229,631            -            -
With One Optional Benefit
Unit Price                                                   $6.80            -             -            -            -
Number of Units                                            658,419            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.36            -             -            -            -
Number of Units                                              6,409            -             -            -            -
With All Optional Benefits
Unit Price                                                   $9.36            -             -            -            -
Number of Units                                              3,466            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST MFS Growth (1999)
With No Optional Benefits

Unit Price                                                   $5.68         8.02         10.38        11.27            -
Number of Units                                         85,193,279  117,716,242     7,515,486      409,467            -
With One Optional Benefit
Unit Price                                                   $7.58            -             -            -            -
Number of Units                                          2,930,432            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.47            -             -            -            -
Number of Units                                            134,574            -             -            -            -
With All Optional Benefits
Unit Price                                                   $9.46            -             -            -            -
Number of Units                                              2,437            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST Marsico Capital Growth (1997)
With No Optional Benefits

Unit Price                                                  $11.44        13.74         17.81        21.06        14.00
Number of Units                                         81,046,482   85,895,802    94,627,691   78,684,943   40,757,449
With One Optional Benefit
Unit Price                                                   $8.32            -             -            -            -
Number of Units                                         10,144,317            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.51            -             -            -            -
Number of Units                                            457,013            -             -            -            -
With All Optional Benefits
Unit Price                                                   $9.51            -             -            -            -
Number of Units                                             30,465            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST Goldman Sachs Concentrated Growth /11/ (1992)
With No Optional Benefits

Unit Price                                                  $19.17        27.71         41.14        60.44        39.54
Number of Units                                         56,016,467   84,116,221    99,250,773   94,850,623   80,631,598
With One Optional Benefit
Unit Price                                                   $7.67            -             -            -            -
Number of Units                                          1,349,939            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.46            -             -            -            -
Number of Units                                             41,632            -             -            -            -
With All Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------

                                                                          Year Ended December 31,
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
Sub-account                                              1997         1996         1995         1994        1993
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST Alger All-Cap Growth (2000)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST MFS Growth (1999)
With No Optional Benefits

Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST Marsico Capital Growth (1997)
With No Optional Benefits

Unit Price                                                  10.03            -            -           -           -
Number of Units                                           714,309            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST Goldman Sachs Concentrated Growth /11/ (1992)
With No Optional Benefits

Unit Price                                                  23.83        18.79        14.85       10.91       11.59
Number of Units                                        62,486,302   46,779,164   28,662,737  22,354,170  13,603,637
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------

                                                                          Year Ended December 31,
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Sub-account                                               2002         2001          2000         1999         1998
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST Cohen & Steers Realty (1998)
With No Optional Benefits

Unit Price                                                  $10.67        10.54         10.39         8.35         8.28
Number of Units                                         14,017,528   12,268,426    11,891,188    6,224,365    3,771,461
With One Optional Benefit
Unit Price                                                  $10.08            -             -            -            -
Number of Units                                          1,563,489            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                  $10.33            -             -            -            -
Number of Units                                             41,098            -             -            -            -
With All Optional Benefits
Unit Price                                                  $10.32            -             -            -            -
Number of Units                                              6,429            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST American Century Income & Growth /12/ (1997)
With No Optional Benefits

Unit Price                                                  $10.16        12.86         14.24        16.19        13.35
Number of Units                                         22,410,834   27,386,278    32,388,202   21,361,995   13,845,190
With One Optional Benefit
Unit Price                                                   $8.25            -             -            -            -
Number of Units                                          1,751,136            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.89            -             -            -            -
Number of Units                                             36,829            -             -            -            -
With All Optional Benefits
Unit Price                                                   $9.89            -             -            -            -
Number of Units                                              8,874            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST INVESCO Capital Income /13/ (1994)
With No Optional Benefits

Unit Price                                                  $16.14        19.84         22.01        21.31        19.34
Number of Units                                         37,055,825   48,595,962    50,171,495   46,660,160   40,994,187
With One Optional Benefit
Unit Price                                                   $8.34            -             -            -            -
Number of Units                                          2,110,071            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.90            -             -            -            -
Number of Units                                             30,714            -             -            -            -
With All Optional Benefits
Unit Price                                                    9.90            -             -            -            -
Number of Units                                              5,934            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST PIMCO Total Return Bond (1994)
With No Optional Benefits

Unit Price                                                  $16.65        15.46         14.40        13.09        13.43
Number of Units                                        113,007,310   99,028,465    82,545,240   73,530,507   64,224,618
With One Optional Benefit
Unit Price                                                  $10.57            -             -            -            -
Number of Units                                         20,544,075            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                  $10.17            -             -            -            -
Number of Units                                            604,147            -             -            -            -
With All Optional Benefits
Unit Price                                                  $10.17            -             -            -            -
Number of Units                                             36,236            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------

                                                                          Year Ended December 31,
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
Sub-account                                              1997         1996         1995         1994        1993
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST Cohen & Steers Realty (1998)
With No Optional Benefits

Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST American Century Income & Growth /12/ (1997)
With No Optional Benefits

Unit Price                                                  12.06            -            -           -           -
Number of Units                                         9,523,815            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST INVESCO Capital Income /13/ (1994)
With No Optional Benefits

Unit Price                                                  17.31        14.23        12.33        9.61           -
Number of Units                                        33,420,274   23,592,226   13,883,712   6,633,333           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST PIMCO Total Return Bond (1994)
With No Optional Benefits

Unit Price                                                  12.44        11.48        11.26        9.61           -
Number of Units                                        44,098,036   29,921,643   19,061,840   4,577,708           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------

                                                                          Year Ended December 31,
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Sub-account                                               2002         2001          2000         1999         1998
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST PIMCO Limited Maturity Bond (1995)
With No Optional Benefits

Unit Price                                                  $14.26        13.61         12.79        11.96        11.73
Number of Units                                         61,707,894   42,410,807    31,046,956   32,560,943   28,863,932
With One Optional Benefit
Unit Price                                                  $10.34            -             -            -            -
Number of Units                                         11,274,642            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                  $10.08            -             -            -            -
Number of Units                                            215,314            -             -            -            -
With All Optional Benefits
Unit Price                                                  $10.08            -             -            -            -
Number of Units                                             80,547            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
The Montgomery Variable Series - MV Emerging
Markets (1996)
With No Optional Benefits

Unit Price                                                   $5.79         6.50          7.09        10.06         6.19
Number of Units                                         10,957,884   14,095,135    12,899,472   12,060,036   10,534,383
With One Optional Benefit
Unit Price                                                   $8.66            -             -            -            -
Number of Units                                            283,466            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.93            -             -            -            -
Number of Units                                             21,816            -             -            -            -
With All Optional Benefits
Unit Price                                                   $9.93            -             -            -            -
Number of Units                                                442            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
INVESCO VIF - Technology (1999)
With No Optional Benefits

Unit Price                                                   $3.49         6.66         12.48        16.52            -
Number of Units                                         18,830,138   26,652,622    29,491,113    4,622,242            -
With One Optional Benefit
Unit Price                                                   $5.50            -             -            -            -
Number of Units                                            293,307            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
With All Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
INVESCO VIF - Health Sciences (1999)
With No Optional Benefits

Unit Price                                                   $9.37        12.58         14.59        11.34            -
Number of Units                                         11,475,199   17,419,141    19,381,405      786,518            -
With One Optional Benefit
Unit Price                                                   $8.00            -             -            -            -
Number of Units                                            475,873            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.51            -             -            -            -
Number of Units                                              5,444            -             -            -            -
With All Optional Benefits
Unit Price                                                   $9.51            -             -            -            -
Number of Units                                                140            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------

                                                                          Year Ended December 31,
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
Sub-account                                              1997         1996         1995         1994        1993
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST PIMCO Limited Maturity Bond (1995)
With No Optional Benefits

Unit Price                                                  11.26        10.62        10.37           -           -
Number of Units                                        25,008,310   18,894,375   15,058,644           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
The Montgomery Variable Series - MV Emerging
Markets (1996)
With No Optional Benefits

Unit Price                                                  10.05        10.25            -           -           -
Number of Units                                        10,371,104    2,360,940            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
INVESCO VIF - Technology (1999)
With No Optional Benefits

Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
INVESCO VIF - Health Sciences (1999)
With No Optional Benefits

Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------

/1./    Effective May 1, 2003, the WFVT Corporate Bond portfolio changed its name to WFVT Total Return Bond portfolio. This name change was made in conjunction with a change in investment strategy.

/2./    Effective November 11, 2002, William Blair & Company, L.L.C. became
        Sub-advisor of the Portfolio. Prior to November 11, 2002, Janus Capital
        Corporation served as Sub-advisor of the Portfolio, then named "AST
        Janus Overseas Growth."

/3./    This Portfolio reflects the addition of the net assets of the AST
        American Century International Growth Portfolio II ("Portfolio II") as a
        result of the merger between the Portfolio and Portfolio II.

/4./    Effective September 17, 2001, Pilgrim Baxter & Associates, Ltd. became
        Sub-advisor of the Portfolio. Prior to September 17, 2001, Janus Capital
        Corporation served as Sub-advisor of the Portfolio, then named "AST
        Janus Small-Cap Growth." Prior to December 31, 1998, Founders Asset
        Management, LLC served as Sub-advisor of the Portfolio, then named
        "Founders Capital Appreciation Portfolio."

/5./    Effective December 10, 2001, Deutsche Asset Management, Inc. became
        Sub-advisor of the Portfolio. Prior to December 10, 2001, Zurich Scudder
        Investments, Inc. served as Sub-advisor of the Portfolio, then named
        "AST Scudder Small-Cap Growth Portfolio". Prior to May 1, 2001 the
        Portfolio was named "AST Kemper Small-Cap Growth Portfolio."

/6./    Effective May 1, 2001, Goldman Sachs Asset Management became Sub-advisor of the Portfolio. Prior to May 1, 2001, Lord, Abbett & Co. served as
        Sub-advisor of the Portfolio, then named "AST Lord Abbett Small Cap
        Value."

/7./    Effective October 23, 2000, GAMCO Investors, Inc. became Sub-advisor of the Portfolio. Prior to October 23, 2000, T. Rowe Price Associates, Inc.
        served as Sub-advisor of the Portfolio, then named "AST T. Rowe Price
        Small Company Value Portfolio."

/8./    Effective November 11, 2002, Goldman Sachs Asset Management became
        Sub-advisor of the Portfolio. Prior to November 11, 2002, Janus Capital
        Corporation served as Sub-advisor of the Portfolio, then named "AST
        Janus Mid-Cap Growth."

/9./    Effective May 1, 1998, Neuberger Berman Management, Inc. became
        Sub-advisor of the Portfolio. Prior to May 1, 1998, Berger Associates,
        Inc. served as Sub-advisor of the Portfolio, then named "Berger Capital
        Growth Portfolio."

/10./   Effective May 1, 1998, Neuberger Berman Management, Inc. became
        Sub-advisor of the Portfolio. Prior to May 1, 1998, Federated Investment
        Counseling served as Sub-advisor of the Portfolio, then named "Federated
        Utility Income Portfolio."

/11./   Effective November 11, 2002, Goldman Sachs Asset Management became
        Sub-advisor of the Portfolio. Prior to November 11, 2002, Janus Capital
        Corporation served as Sub-advisor of the Portfolio, then named "AST
        JanCap Growth."

/12./   Effective May 3, 1999, American Century Investment Management, Inc.
        became Sub-advisor of the Portfolio. Between October 15, 1996 and May 3,
        1999, Putnam Investment Management, Inc. served as Sub-advisor of the
        Portfolio, then named "AST Putnam Value Growth & Income."

/13./   Effective July 1, 2002, the AST INVESCO Equity Income portfolio changed its name to AST INVESCO Capital Income.

               APPENDIX C - CALCULATION OF OPTIONAL DEATH BENEFITS

Examples of Enhanced Beneficiary Protection Optional Death Benefit Calculation
The following are examples of how the Enhanced Beneficiary Protection Optional
Death Benefit is calculated. Each example assumes that a $50,000 initial
Purchase Payment is made. Each example assumes that there is one Owner who is age 50 on the Issue Date and that all Account Value is maintained in the variable investment options. The formula for determining the Enhanced
Beneficiary Protection Optional Death Benefit is as follows:

Growth  =   Account Value of variable   minus   Purchase Payments - proportional
                                                investment options plus Interim
                                                Value of Fixed Allocations (no
                                                MVA applies) withdrawals

Example with market increase

Assume that the Owner has made no withdrawals and that the Account Value has been increasing due to positive market performance. On the date we receive due proof of death, the Account Value is $75,000. The basic Death Benefit is calculated as Purchase Payments minus proportional withdrawals, or Account
Value, which ever is greater. Therefore, the basic Death Benefit is equal to
$75,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($75,000) PLUS 40% of the
"Growth" under the Annuity.

Growth = $75,000 - [$50,000 - $0] = $25,000

Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit =
40% of Growth = $25,000 * 0.40 = $10,000

Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection
Optional Death Benefit = $85,000

Examples with market decline

Assume that the Owner has made no withdrawals and that the Account Value has been decreasing due to declines in market performance. On the date we receive due proof of death, the Account Value is $45,000. The basic Death Benefit is calculated as Purchase Payments minus proportional withdrawals, or Account
Value, which ever is greater. Therefore, the basic Death Benefit is equal to
$50,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($50,000) PLUS the "Growth"
under the Annuity.

Growth = $45,000 - [$50,000 - $0] = $-5,000

BENEFIT PAYABLE UNDER ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT =
40% OF GROWTH NO BENEFIT IS PAYABLE

Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection
Optional Death Benefit = $50,000

In this example you would receive no additional benefit from purchasing the
Enhanced Beneficiary Protection Optional Death Benefit.

Example with market increase and withdrawals

Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 5 when the Account Value was $75,000. On the date we receive due proof of death, the
Account Value is $90,000. The basic Death Benefit is calculated as Purchase
Payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $90,000. The Enhanced
Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($90,000) PLUS 40% of the "Growth" under the
Annuity.

Growth   =        $90,000 - [$50,000 - ($50,000 * $15,000/$75,000)]
         =        $90,000 - [$50,000 - $10,000]
         =        $90,000 - $40,000
         =        $50,000

Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit
=        40% of Growth
=        $50,000 * 0.40
=        $20,000

Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection
Optional Death Benefit = $110,000

EXAMPLES OF HIGHEST ANNIVERSARY VALUE DEATH BENEFIT CALCULATION

The following are examples of how the Highest Anniversary Value Death Benefit is
calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date and that all Account Value is maintained in the variable investment options.

Example with market increase and death before Death Benefit Target Date

Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the date we receive due proof of death, the Account Value is $75,000; however, the
Anniversary Value on the 5th anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death
Benefit is equal to the greater of the Highest Anniversary Value or the basic
Death Benefit. The Death Benefit would be the Highest Anniversary Value
($90,000) because it is greater than the amount that would have been payable under the basic Death Benefit ($75,000).

Example with withdrawals

Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 7 when the Account Value was $75,000. On the date we receive due proof of death, the
Account Value is $80,000; however, the Anniversary Value on the 5th anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the
Death Benefit Target Date. The Death Benefit is equal to the greater of the
Highest Anniversary Value or the basic Death Benefit.

Highest Anniversary Value = $90,000 - [$90,000 * $15,000/$75,000]
= $90,000 - $18,000
= $72,000

Basic Death Benefit  = $80,000 - [$80,000 * $15,000/$75,000]
                     = $80,000 - $16,000
                     = $64,000

EXAMPLE WITH DEATH AFTER DEATH BENEFIT TARGET DATE

Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals had been made prior to the
Death Benefit Target Date. Further assume that the Owner dies after the Death
Benefit Target Date, when the Account Value is $75,000. The Highest Anniversary
Value on the Death Benefit Target Date was $80,000; however, following the Death
Benefit Target Date, the Owner made a Purchase Payment of $15,000 and had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greater of the Highest Anniversary Value plus Purchase Payments minus proportional withdrawals after the Death Benefit Target Date or the basic
Death Benefit.

Highest Anniversary Value = $80,000 + $15,000 - [$80,000 * $5,000/$70,000] =
$80,000 + $15,000 - $5,714 = $100,714

BASIC DEATH BENEFIT = $75,000

APPENDIX D - PLUS40(TM)OPTIONAL LIFE INSURANCE RIDER

American Skandia's Plus40(TM)Optional Life Insurance Rider was offered, in those states where approved, between November 9, 2001 and May 1, 2003. The description below of the Plus40(TM)benefit applies to those Contract Owners who purchased an
Annuity during that time period and elected the Plus40(TM)benefit.

The life insurance coverage provided under the Plus40(TM)Optional Life Insurance
Rider ("Plus40(TM)rider" or the "Rider") is supported by American Skandia's general account and is not subject to, or registered as a security under, either the Securities Act of 1933 or the Investment Company Act of 1940. Information
about the Plus40(TM)rider is included as an Appendix to this Prospectus to help you understand the Rider and the relationship between the Rider and the value of your Annuity. It is also included because you can elect to pay for the Rider with taxable withdrawals from your Annuity. The staff of the Securities and
Exchange Commission has not reviewed this information. However, the information may be subject to certain generally applicable provisions of the Federal securities laws regarding accuracy and completeness.

The income tax-free life insurance payable to your Beneficiary(ies) under the
Plus40(TM)rider is equal to 40% of the Account Value of your Annuity as of the date we receive due proof of death, subject to certain adjustments, restrictions and limitations described below.

ELIGIBILITY

The Plus40(TM)rider may be purchased as a rider on your Annuity. The Rider must cover those persons upon whose death the Annuity's death benefit becomes payable
- the Annuity's owner or owners, or the Annuitant (in the case of an entity owned Annuity). If the Annuity has two Owners, the Rider's death benefit is payable upon the first death of such persons. If the Annuity is owned by an entity, the Rider's death benefit is payable upon the death of the Annuitant, even if a Contingent Annuitant is named.

The minimum allowable age to purchase the Plus40(TM)rider is 40; the maximum allowable age is 75. If the Rider is purchased on two lives, both persons must meet the age eligibility requirements. The Plus40(TM)rider is not available to purchasers who use their Annuity as a funding vehicle for a Tax Sheltered
Annuity (or 403(b)) or as a funding vehicle for a qualified plan under Section
401 of the Internal Revenue Code ("Code").

ADJUSTMENTS, RESTRICTIONS & LIMITATIONS

|X|  If you die during the first 24 months following the effective date of the
     Plus40(TM)rider (generally, the Issue Date of your Annuity), the death benefit will be limited to the amount of any charges paid for the Rider while it was in effect. While we will return the charges you have paid during the applicable period as the death benefit, your Beneficiary(ies)
     will receive no additional life insurance benefit from the Plus40(TM)rider if you die within 24 months of its effective date.

|X|  If you make a Purchase Payment within 24 months prior to the date of death, the Account Value used to determine the amount of the death benefit will be reduced by the amount of such Purchase Payment(s). If we reduce the death benefit payable under the Plus40(TM)rider based on this provision, we will return 50% of any charges paid for the Rider based on those Purchase
     Payments as an additional amount included in the death benefit under the
     Rider.

|X|  If we apply Credits to your Annuity based on Purchase Payments, such
     Credits are treated as Account Value for purposes of determining the death benefit payable under the Plus40(TM)rider. However, if Credits were applied to Purchase Payments made within 24 months prior to the date of death, the
     Account Value used to determine the amount of the death benefit will be reduced by the amount of such Credits. If we reduce the death benefit payable under the Plus40(TM)rider based on this provision, we will return
     50% of any charges paid for the Rider based on such Credits as an additional amount included in the death benefit under the Rider.

|X|  If you become terminally ill (as defined in the Rider) and elect to receive a portion of the Plus40(TM)rider's death benefit under the Accelerated
     Death Benefit provision, the amount that will be payable under the Rider upon your death will be reduced. Please refer to the Accelerated Death
     Benefit provision described below.

|X|  If charges for the Plus40(TM)rider are due and are unpaid as of the date the death benefit is being determined, such charges will be deducted from the amount paid to your Beneficiary(ies).

|X|  If the age of any person covered under the Plus40(TM)rider is misstated, we will adjust any coverage under the Rider to conform to the facts. For example, if, due to the misstatement, we overcharged you for coverage under the Rider, we will add any additional charges paid to the amount payable to your Beneficiary(ies). If, due to the misstatement, we undercharged you for coverage under the Rider, we will reduce the death benefit in proportion to the charges not paid as compared to the charges that would have been paid had there been no misstatement.

|X|  On or after an Owner reaches the expiry date of the Rider (the anniversary of the Annuity's Issue Date on or immediately after the 95th birthday), coverage will terminate. No charge will be made for an Owner following the expiry date. If there are two Owners, the expiry date applies separately to each Owner; therefore, coverage may continue for one Owner and terminate as to the other Owner.

MAXIMUM BENEFIT

The Plus40(TM)rider is subject to a Maximum Death Benefit Amount based on the
Purchase Payments applied to your Annuity. The Plus40(TM)rider may also be subject to a Per Life Maximum Benefit that is based on all amounts paid under any annuity contract we issue to you under which you have elected the
Plus40(TM)rider or similar life insurance coverage.

|X|  The Maximum Death Benefit Amount is 100% of the Purchase Payments
     increasing at 5% per year following the date each Purchase Payment is applied to the Annuity until the date of death. If Purchase Payments are applied to the Annuity within 24 months prior to the date of death, the
     Maximum Death Benefit Amount is decreased by the amount of such Purchase
     Payments.

|X|  The Per Life Maximum Benefit applies to Purchase Payments applied to any such annuity contracts more than 24 months from the date of death that exceed $1,000,000. If you make Purchase Payments in excess of $1,000,000, we will reduce the aggregate death benefit payable under all
     Plus40(TM)riders, or similar riders issued by us, based on the combined amount of Purchase Payments in excess of $1,000,000 multiplied by 40%. If the Per Life Maximum Benefit applies, we will reduce the amount payable under each applicable Plus40(TM)rider on a pro-rata basis. If the Per Life
     Maximum Benefit applies upon your death, we will return any excess charges that you paid on the portion of your Account Value on which no benefit is payable. The Per Life Maximum Benefit does not limit the amount of Purchase
     Payments that you may apply to your Annuity.

ACCELERATED DEATH BENEFIT PROVISION

If you become terminally ill, you may request that a portion of the death benefit payable under the Plus40(TM)rider be prepaid instead of being paid to your Beneficiary(ies) upon your death. Subject to our requirements and where allowed by law, we will make a one time, lump sum payment. Our requirements include proof satisfactory to us, in writing, of terminal illness after the
Rider's Effective Date.

The maximum we will pay, before any reduction, is the lesser of 50% of the
Rider's death benefit or $100,000. If you elect to accelerate payment of a portion of the death benefit under the Plus40(TM)rider, the amount of the remaining death benefit is reduced by the prepaid amount accumulating at an annualized interest rate of 6.0%. Eligibility for an accelerated payout of a portion of your Plus40(TM)rider death benefit may be more restrictive than any medically-related surrender provision that may be applicable to you under the
Annuity.

CHARGES FOR THE PLUS40(TM)RIDER

The Plus40(TM)rider has a current charge and a guaranteed maximum charge. The current charge for the Plus40(TM)rider is based on a percentage of your Account
Value as of the anniversary of the Issue Date of your Annuity. The applicable percentages differ based on the attained age, last birthday of the Owner(s) or
Annuitant (in the case of an entity owned Annuity) as of the date the charge is due. We reserve the right to change the current charge, at any time, subject to regulatory approval where required. If there are two Owners, we calculate the current charge that applies to each Owner individually and deduct the combined amount as the charge for the Rider. There is no charge based on a person's life after coverage expires as to that person. However, a charge will still apply to the second of two Owners (and coverage will continue for such Owner) if such
Owner has not reached the expiry date.

                                      Percentage of
          Attained Age                Account Value
------------------------------ ----------------------------
          Age 40-75                       .80%
------------------------------ ----------------------------
          Age 76-80                       1.60%
------------------------------ ----------------------------
          Age 81-85                       3.20%
------------------------------ ----------------------------
          Age 86-90                       4.80%
------------------------------ ----------------------------
          Age 91                          6.50%
------------------------------ ----------------------------
          Age 92                          7.50%
------------------------------ ----------------------------
          Age 93                          8.50%
------------------------------ ----------------------------
          Age 94                          9.50%
------------------------------ ----------------------------
          Age 95                         10.50%
------------------------------ ----------------------------

The charge for the Plus40(TM)rider may also be subject to a guaranteed maximum charge that will apply if the current charge, when applied to the Account Value, exceeds the guaranteed maximum charge. The guaranteed maximum charge is based on a charge per $1,000 of insurance.

We determine the charge for the Rider annually, in arrears. We deduct the charge: (1) upon your death; (2) on each anniversary of the Issue Date; (3) on the date that you begin receiving annuity payments; (4) if you surrender your
Annuity other than a medically-related surrender; or (5) if you choose to terminate the Rider. If the Rider terminates for any of the preceding reasons on a date other than the anniversary of the Annuity's Issue Date, the charge will be prorated. During the first year after the Annuity's Issue Date, the charge will be prorated from the Issue Date. In all subsequent years, the charge will be prorated from the last anniversary of the Issue Date.

You can elect to pay the annual charge through a redemption from your Annuity's
Account Value or through funds other than those within the Annuity. If you do not elect a method of payment, we will automatically deduct the annual charge from your Annuity's Account Value. The manner in which you elect to pay for the
Rider may have tax implications.

|X|  If you elect to pay the charge through a redemption of your Annuity's
     Account Value, the withdrawal will be treated as a taxable distribution, and will generally be subject to ordinary income tax on the amount of any investment gain withdrawn. If you are under age 59 1/2, the distribution may also be subject to a 10% penalty on any gain withdrawn, in addition to ordinary income taxes. We first deduct the amount of the charge pro-rata from the Account Value in the variable investment options. We only deduct the charge pro-rata from the Fixed Allocations to the extent there is insufficient Account Value in the variable investment options to pay the charge.

|X|  If you elect to pay the charge through funds other than those from your
     Annuity, we require that payment be made electronically in U.S. currency through a U.S. financial institution. If you elect to pay the charge through electronic transfer of funds and payment has not been received within 31 days from the due date, we will deduct the charge as a redemption from your Annuity, as described above.

TERMINATION

You can terminate the Plus40(TM)rider at any time. Upon termination, you will be required to pay a pro-rata portion of the annual charge for the Rider. The
Plus40(TM)rider will terminate automatically on the date your Account Value is applied to begin receiving annuity payments, on the date you surrender the
Annuity or, on the expiry date with respect to such person who reaches the expiry date. We may also terminate the Plus40(TM)rider, if necessary, to comply with our interpretation of the Code and applicable regulations. Once terminated, you may not reinstate your coverage under the Plus40(TM)rider.

CHANGES IN ANNUITY DESIGNATIONS

Changes in ownership and annuitant designations under the Annuity may result in changes in eligibility and charges under the Plus40(TM)rider. These changes may include termination of the Rider. Please refer to the Rider for specific details.

SPOUSAL ASSUMPTION

A spousal beneficiary may elect to assume ownership of the Annuity instead of taking the Annuity's Death Benefit. However, regardless of whether a spousal beneficiary assumes ownership of the Annuity, the death benefit under the
Plus40(TM)rider will be paid despite the fact that the Annuity will continue.
The spousal beneficiary can apply the death benefit proceeds under the
Plus40(TM)rider to the Annuity as a new Purchase Payment, can purchase a new annuity contract or use the death benefit proceeds for any other purpose.
Certain restrictions may apply to an Annuity that is used as a qualified investment. Spousal beneficiaries may also be eligible to purchase the
Plus40(TM)rider, in which case the Annuity's Account Value, as of the date the assumption is effective, will be treated as the initial Purchase Payment under applicable provisions of the Rider.

TAX CONSIDERATION

The Plus40(TM)rider was designed to qualify as a life insurance contract under the Code. As life insurance, under most circumstances, the Beneficiary(ies) does not pay any Federal income tax on the death benefit payable under the Rider.

If your Annuity is being used as an Individual Retirement Annuity (IRA), we consider the Plus40(TM)rider to be outside of your IRA, since premium for the
Rider is paid for either with funds outside of your Annuity or with withdrawals previously subject to tax and any applicable tax penalty.

We believe payments under the accelerated payout provision of the Rider will meet the requirements of the Code and the regulations in order to qualify as tax-free payments. To the extent permitted by law, we will change our procedures in relation to the Rider, or the definition of terminally ill, or any other applicable term in order to maintain the tax-free status of any amounts paid out under the accelerated payout provision.

APPENDIX E - DESCRIPTION AND CALCULATION OF THE ENHANCED BENEFICIARY PROTECTION
OPTIONAL DEATH BENEFIT AND THE GUARANTEED MINIMUM DEATH BENEFIT

If you purchased your Annuity before November 18, 2002 and were not a resident of the State of New York, the following optional death benefits were offered:

ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT

The Enhanced Beneficiary Protection Optional Death Benefit can provide additional amounts to your Beneficiary that may be used to offset federal and state taxes payable on any taxable gains in your Annuity at the time of your death. Whether this benefit is appropriate for you may depend on your particular circumstances, including other financial resources that may be available to your
Beneficiary to pay taxes on your Annuity should you die during the accumulation period. No benefit is payable if death occurs on or after the Annuity Date.

The Enhanced Beneficiary Protection Optional Death Benefit provides a benefit that is payable in addition to the basic Death Benefit. If the Annuity has one
Owner, the Owner must be age 75 or less at the time the benefit is purchased. If the Annuity has joint Owners, the oldest Owner must be age 75 or less. If the
Annuity is owned by an entity, the Annuitant must be age 75 or less.

Calculation of Enhanced Beneficiary Protection Optional Death Benefit If you
purchase the Enhanced Beneficiary Protection Optional Death Benefit, the Death
Benefit is calculated as follows:

1.   the basic Death Benefit described above

PLUS

2.   50% of the "Death Benefit Amount" less Purchase Payments reduced by proportional withdrawals.

"Death Benefit Amount" includes your Account Value and any amounts added to your
Account Value under the Annuity's basic Death Benefit when the Death Benefit is calculated. Under the basic Death Benefit, amounts are added to your Account
Value when the Account Value is less than Purchase Payments minus proportional withdrawals.

"Proportional withdrawals" are determined by calculating the percentage of your
Account Value that each prior withdrawal represented when withdrawn.

The Enhanced Beneficiary Protection Optional Death Benefit is subject to a maximum of 50% of all Purchase Payments applied to the Annuity at least 12 months prior to the death of the decedent that triggers the payment of the Death
Benefit.

Please refer to the section entitled "Tax Considerations" for a discussion of special tax considerations for purchasers of this benefit.

NOTE: You may not elect the Enhanced Beneficiary Protection Optional Death
Benefit if you have elected any other Optional Death Benefit.

GUARANTEED MINIMUM DEATH BENEFIT

If the Annuity has one Owner, the Owner must be age 80 or less at the time the optional Death Benefit is purchased. If the Annuity has joint Owners, the oldest
Owner must be age 80 or less. If the Annuity is owned by an entity, the
Annuitant must be age 80 or less.

KEY TERMS USED WITH THE GUARANTEED MINIMUM DEATH BENEFIT

|X|  The Death Benefit Target Date is the contract anniversary on or after the
     80th birthday of the current Owner, the oldest of either joint Owner or the
     Annuitant, if entity owned.

|X|  The Highest Anniversary Value equals the highest of all previous
     "Anniversary Values" on or before the earlier of the Owner's date of death and the "Death Benefit Target Date".

|X|  The Anniversary Value is the Account Value as of each anniversary of the
     Issue Date plus the sum of all Purchase Payments on or after such anniversary less the sum of all "Proportional Reductions" since such anniversary.

CALCULATION OF GUARANTEED MINIMUM DEATH BENEFIT

The Guaranteed Minimum Death Benefit depends on whether death occurs before or after the Death Benefit Target Date.

If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greatest of:

1.   the Account Value in the Sub-accounts plus the Interim Value of any Fixed
     Allocations (no MVA) as of the date we receive in writing "due proof of death"; and

2.   the sum of all Purchase Payments minus the sum of all Proportional
     Reductions, each increasing daily until the Owner's date of death at a rate of 5.0%, subject to a limit of 200% of the difference between the sum of all Purchase Payments and the sum of all withdrawals as of the Owner's date of death; and

3.   the "Highest Anniversary Value" on or immediately preceding the Owner's date of death.

The amount determined by this calculation is increased by any Purchase Payments received after the Owner's date of death and decreased by any Proportional
Reductions since such date.

If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:

1.   the Account Value as of the date we receive in writing "due proof of death"
     (an MVA may be applicable to amounts in any Fixed Allocations); and

2.   the greater of Item 2 & 3 above on the Death Benefit Target Date plus the sum of all Purchase Payments less the sum of all Proportional Reductions since the Death Benefit Target Date.

Annuities with joint Owners

For Annuities with Joint Owners, the Death Benefit is calculated as shown above except that the age of the oldest of the Joint Owners is used to determine the
Death Benefit Target Date. NOTE: If you and your spouse own the Annuity jointly, we will pay the Death Benefit to the Beneficiary. If the sole primary
Beneficiary is the surviving spouse, then the surviving spouse can elect to assume ownership of the Annuity and continue the contract instead of receiving the Death Benefit.

Annuities owned by entities

For Annuities owned by an entity, the Death Benefit is calculated as shown above except that the age of the Annuitant is used to determine the Death Benefit
Target Date. Payment of the Death Benefit is based on the death of the Annuitant
(or Contingent Annuitant, if applicable).

Can I terminate the optional Death Benefits? Do the optional Death Benefits terminate under other circumstances? You can terminate the Enhanced Beneficiary
Protection Optional Death Benefit and the Guaranteed Minimum Death Benefit at
any time. Upon termination, you will be required to pay a pro-rata portion of the annual charge for the benefit. Both optional Death Benefits will terminate automatically on the Annuity Date. We may also terminate any optional Death
Benefit if necessary to comply with our interpretation of the Code and applicable regulations.

What are the charges for the optional Death Benefits?

We deduct a charge from your Account Value if you elect to purchase either optional Death Benefit. The Enhanced Beneficiary Protection Death Benefit costs
0.25% of Account Value. The Guaranteed Minimum Death Benefit costs 0.30% of the current Death Benefit. The charges for these death benefits are deducted in arrears each Annuity Year. No charge applies after the Annuity Date. We deduct the charge:

1.   on each anniversary of the Issue Date;

2.   when Account Value is transferred to our general account prior to the
     Annuity Date;

3.   if you surrender your Annuity; and

4.   if you choose to terminate the benefit (Enhanced Beneficiary Protection
     Optional Death Benefit only)

If you surrender the Annuity, elect to begin receiving annuity payments or terminate the benefit on a date other than an anniversary of the Issue Date, the charge will be prorated. During the first year after the Issue Date, the charge will be prorated from the Issue Date. In all subsequent years, it would be prorated from the last anniversary of the Issue Date.

We first deduct the amount of the charge pro-rata from the Account Value in the variable investment options. We only deduct the charge pro-rata from the Fixed
Allocations to the extent there is insufficient Account Value in the variable investment options to pay the charge. If your Annuity's Account Value is insufficient to pay the charge, we may deduct your remaining Account Value and terminate your Annuity. We will notify you if your Account Value is insufficient to pay the charge and allow you to submit an additional Purchase Payment to continue your Annuity.

Please refer to the section entitled "Tax Considerations" for additional considerations in relation to the optional Death Benefit.

ADDITIONAL CALCULATIONS

Examples of Enhanced Beneficiary Protection Optional Death Benefit Calculation
The following are examples of how the Enhanced Beneficiary Protection Optional
Death Benefit is calculated. Each example assumes that a $50,000 initial
Purchase Payment is made and that no withdrawals are made prior to the Owner's death. Each example assumes that there is one Owner who is age 50 on the Issue
Date and that all Account Value is maintained in the variable investment options.

Example with market increase

Assume that the Owner's Account Value has been increasing due to positive market performance. On the date we receive due proof of death, the Account Value is
$75,000. The basic Death Benefit is calculated as Purchase Payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $75,000. The Enhanced Beneficiary Protection
Optional Death Benefit is equal to the amount payable under the basic Death
Benefit ($75,000) PLUS 50% of the "Death Benefit Amount" less Purchase Payments reduced by proportional withdrawals.

Purchase Payments    =            $50,000
Account Value        =            $75,000
Basic Death Benefit  =            $75,000

DEATH BENEFIT AMOUNT = $75,000 - $50,000 = $25,000

Amount Payable Under Enhanced Beneficiary Protection Optional Death Benefit =
$75,000 + $12,500 = $87,500

Examples with market decline

Assume that the Owner's Account Value has been decreasing due to declines in market performance. On the date we receive due proof of death, the Account Value is $45,000. The basic Death Benefit is calculated as Purchase Payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $50,000. The Enhanced Beneficiary Protection
Optional Death Benefit is equal to the amount payable under the basic Death
Benefit ($50,000) PLUS 50% of the "Death Benefit Amount" less Purchase Payments reduced by proportional withdrawals.

Purchase Payments     =            $50,000
Account Value         =            $40,000
Basic Death Benefit   =            $50,000
Death Benefit Amount  =  $50,000 - $50,000 = $0

Amount Payable Under Enhanced Beneficiary Protection Optional Death Benefit =
$50,000 + $0 = $50,000

In this example you would receive no additional benefit from purchasing the
Enhanced Beneficiary Protection Optional Death Benefit.

EXAMPLES OF GUARANTEED MINIMUM DEATH BENEFIT CALCULATION

The following are examples of how the Guaranteed Minimum Death Benefit is calculated. Each example assumes that a $50,000 initial Purchase Payment is made and that no withdrawals are made prior to the Owner's death. Each example assumes that there is one Owner who is age 50 on the Issue Date and that all
Account Value is maintained in the variable investment options.

Example of market increase

Assume that the Owner's Account Value has generally been increasing due to positive market performance. On the date we receive due proof of death, the
Account Value is $90,000. The Highest Anniversary Value at the end of any
previous period is $72,000. The Death Benefit would be the Account Value
($90,000) because it is greater than the Highest Anniversary Value ($72,000) or the sum of prior Purchase Payments increased by 5.0% annually ($73,872.77).

Example of market decrease

Assume that the Owner's Account Value generally increased until the fifth anniversary but generally has been decreasing since the fifth contract anniversary. On the date we receive due proof of death, the Account Value is
$48,000. The Highest Anniversary Value at the end of any previous period is
$54,000. The Death Benefit would be the sum of prior Purchase Payments increased by 5.0% annually ($73,872.77) because it is greater than the Highest Anniversary
Value ($54,000) or the Account Value ($48,000).

Example of market increase followed by decrease

Assume that the Owner's Account Value increased significantly during the first six years following the Issue Date. On the sixth anniversary date the Account
Value is $90,000. During the seventh Annuity Year, the Account Value increases to as high as $100,000 but then subsequently falls to $80,000 on the date we receive due proof of death. The Death Benefit would be the Highest Anniversary
Value at the end of any previous period ($90,000), which occurred on the sixth anniversary, although the Account Value was higher during the subsequent period.
The Account Value on the date we receive due proof of death ($80,000) is lower, as is the sum of all prior Purchase Payments increased by 5.0% annually
($73,872.77).

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DETAILS ABOUT THE AMERICAN SKANDIA ANNUITY DESCRIBED IN PROSPECTUS WFVAPEX-PROS
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Variable Annuity Issued by:                     Variable Annuity Distributed by:

AMERICAN SKANDIA LIFE                                         AMERICAN SKANDIA
ASSURANCE CORPORATION                                  MARKETING, INCORPORATED
One Corporate Drive                                        One Corporate Drive
Shelton, Connecticut 06484                          Shelton, Connecticut 06484
Telephone: 1-800-766-4530                              Telephone: 203-926-1888
http://www.americanskandia.com                  http://www.americanskandia.com

                               MAILING ADDRESSES:

                      AMERICAN SKANDIA - VARIABLE ANNUITIES
                          Attention: Stagecoach Annuity
                                  P.O. Box 7040
                            Bridgeport, CT 06601-7040

                                  EXPRESS MAIL:
                      AMERICAN SKANDIA - VARIABLE ANNUITIES
                          Attention: Stagecoach Annuity
                               One Corporate Drive

                                Shelton, CT 06484

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                 One Corporate Drive, Shelton, Connecticut 06484

This Prospectus describes American Skandia LifeVest(R)II Premier, a flexible premium deferred annuity (the "Annuity") offered by American Skandia Life
Assurance Corporation ("American Skandia", "we", "our" or "us"). The Annuity may
be offered as an individual annuity contract or as an interest in a group annuity. This Prospectus describes the important features of the Annuity and what you should consider before purchasing the Annuity. We have also filed a
Statement of Additional Information that is available from us, without charge, upon your request. The contents of the Statement of Additional Information are described on page 58. The Annuity or certain of its investment options and/or features may not be available in all states. Various rights and benefits may differ between states to meet applicable laws and/or regulations. Certain terms are capitalized in this Prospectus. Those terms are either defined in the
Glossary of Terms or in the context of the particular section.

American Skandia offers several different annuities which your investment professional may be authorized to offer to you. Each annuity has different features and benefits that may be appropriate for you based on your financial situation, your age and how you intend to use the annuity. The different features and benefits include variations in death benefit protection, the ability to access your annuity's account value and the charges that you will be subject to if you choose to surrender the annuity. The fees and charges may also be different between each annuity.

If you are purchasing the Annuity as a replacement for existing variable annuity or variable life coverage, you should consider any surrender or penalty charges you may incur when replacing your existing coverage.

WHY WOULD I CHOOSE TO PURCHASE THIS ANNUITY?

This Annuity is frequently used for retirement planning because it allows you to accumulate retirement savings and also offers annuity payment options when you are ready to begin receiving income. The Annuity also offers one or more death benefits that can protect your retirement savings if you die during a period of declining markets. It may be used as an investment vehicle for "qualified"
investments, including an IRA, SEP-IRA, Roth IRA, Section 401(a) plans (defined benefit plans and defined contribution plans such as 401(k), profit sharing and money purchase plans) or Tax Sheltered Annuity (or 403(b)). It may also be used as an investment vehicle for "non-qualified" investments. The Annuity allows you to invest your money in a number of variable investment options as well as in one or more fixed investment options.

When an Annuity is purchased as a "non-qualified" investment, you generally are not taxed on any investment gains the Annuity earns until you make a withdrawal or begin to receive annuity payments. This feature, referred to as
"tax-deferral", can be beneficial to the growth of your Account Value because money that would otherwise be needed to pay taxes on investment gains each year remains invested and can earn additional money. However, because the Annuity is designed for long-term retirement savings, a 10% penalty tax may be applied on withdrawals you make before you reach age 59 1/2. Annuities purchased as a non-qualified investment are not subject to the maximum contribution limits that may apply to a qualified investment, and are not subject to required minimum distributions after age 701/2.

When an Annuity is purchased as a "qualified" investment, you should consider that the Annuity does not provide any tax advantages in addition to the preferential treatment already available through your retirement plan under the
Internal Revenue Code. An Annuity may offer features and benefits in addition to providing tax deferral that other investment vehicles may not offer, including death benefit protection for your beneficiaries, lifetime income options, and the ability to make transfers between numerous variable investment options offered under the Annuity. You should consult with your investment professional as to whether the overall benefits and costs of the Annuity are appropriate considering your overall financial plan.

--------------------------------------------------------------------------------
These annuities are NOT deposits or obligations of, or issued, guaranteed or endorsed by, any bank, are NOT insured or guaranteed by the U.S. government, the
Federal Deposit Insurance Corporation (FDIC), the Federal Reserve Board or any
other agency. An investment in this annuity involves investment risks, including possible loss of value.
--------------------------------------------------------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. PLEASE
READ THIS PROSPECTUS AND THE CURRENT PROSPECTUS FOR THE UNDERLYING MUTUAL FUNDS.
KEEP THEM FOR FUTURE REFERENCE. FOR FURTHER INFORMATION CALL 1-800-766-4530.

Prospectus Dated: May 1, 2003                Statement of Additional Information
FUSI ASLII-PROS- (05/2003)                                    Dated: May 1, 2003
                                                                  FUSI ASLIIPROS

PLEASE SEE OUR PRIVACY POLICY ATTACHED TO THE BACK COVER OF THIS PROSPECTUS.

--------------------------------------------------------------------------------

WHAT ARE SOME OF THE KEY FEATURES OF THIS ANNUITY?

[X]  This Annuity is a "flexible premium deferred annuity." It is called
     "flexible premium" because you have considerable flexibility in the timing and amount of premium payments. Generally, investors "defer" receiving annuity payments until after an accumulation period.

[X]  This Annuity offers both variable and fixed investment options. If you allocate your Account Value to variable investment options, the value of your Annuity will vary daily to reflect the investment performance of the underlying investment options. Fixed investment options of different durations are offered that are guaranteed by us, but may have a Market
     Value Adjustment if you withdraw or transfer your Account Value before the
     Maturity Date.

[X]  The Annuity features two distinct phases - the accumulation period and the payout period. During the accumulation period your Account Value is allocated to one or more investment options. The variable investment options, each a Sub-account of American Skandia Life Assurance Corporation
     Variable Account B, invest in an underlying mutual fund portfolio.
     Currently, portfolios of the following underlying mutual funds are being offered: American Skandia Trust, Montgomery Variable Series, Wells Fargo
     Variable Trust, INVESCO Variable Investment Funds, Inc., Evergreen Variable
     Annuity Trust, ProFunds VP, First Defined Portfolio Fund LLC and The
     Prudential Series Fund, Inc.

[X]  During the payout period, commonly called "annuitization," you can elect to receive annuity payments (1) for life; (2) for life with a guaranteed minimum number of payments; (3) based on joint lives; or (4) for a guaranteed number of payments. We currently make annuity payments available on a fixed or variable basis.

[X] This Annuity offers a basic Death Benefit.

[X]  There is no Contingent Deferred Sales Charge on surrenders or withdrawals.
     You can withdraw Account Value from your Annuity free of any charges.

[X]  Transfers between investment options are tax-free. Currently, you may make twenty transfers each year free of charge. We also offer several programs that enable you to manage your Account Value as your financial needs and investment performance change.

HOW DO I PURCHASE THIS ANNUITY?

We sell the Annuity through licensed, registered investment professionals. You must complete an application and submit a minimum initial purchase payment of
$15,000. We may allow you to make a lower initial purchase payment provided you establish a bank drafting program under which purchase payments received in the first Annuity Year total at least $15,000. There is no age restriction to purchase the Annuity. However, the basic Death Benefit provides greater protection for persons under age 85.

GLOSSARY OF TERMS

Many terms used within this Prospectus are described within the text where they appear. The description of those terms are not repeated in this Glossary of
Terms.

Account Value: The value of each allocation to a Sub-account or a Fixed
Allocation prior to the Annuity Date, plus any earnings, and/or less any losses, distributions and charges. The Account Value is calculated before we assess any applicable Annual Maintenance Fee. The Account Value is determined separately for each Sub-account and for each Fixed Allocation, and then totaled to determine the Account Value for your entire Annuity. The Account Value of each
Fixed Allocation on other than its Maturity Date may be calculated using a market value adjustment.

Annuitization: The application of Account Value to one of the available annuity options for the Annuitant to begin receiving periodic payments for life, for a guaranteed minimum number of payments or for life with a guaranteed minimum number of payments.

Annuity Date: The date you choose for annuity payments to commence. A maximum
Annuity Date may apply.

Annuity Year: A 12-month period commencing on the Issue Date of the Annuity and each successive 12-month period thereafter.

Code: The Internal Revenue Code of 1986, as amended from time to time.

Fixed Allocation: An allocation of Account Value that is to be credited a fixed rate of interest for a specified Guarantee Period during the accumulation period.

Guarantee Period: A period of time during the accumulation period where we credit a fixed rate of interest on a Fixed Allocation.

Interim Value: The value of a Fixed Allocation on any date other than the
Maturity Date. The Interim Value is equal to the initial value allocated to the
Fixed Allocation plus all interest credited to the Fixed Allocation as of the date calculated, less any transfers or withdrawals from the Fixed Allocation.

Issue Date: The effective date of your Annuity.

MVA: A market value adjustment used in the determination of Account Value of each Fixed Allocation on any day other than the Maturity Date of such Fixed
Allocation.

Owner: With an Annuity issued as an individual annuity contract, the Owner is either an eligible entity or person named as having ownership rights in relation to the Annuity. With an Annuity issued as a certificate under a group annuity contract, the "Owner" refers to the person or entity who has the rights and benefits designated as to the "Participant" in the certificate.

Surrender Value: The value of your Annuity available upon surrender prior to the
Annuity Date. It equals the Account Value as of the date we price the surrender minus the Annual Maintenance Fee, Tax Charge and the charge for any optional benefits. There is no Contingent Deferred Sales Charge upon surrender or partial withdrawal.

Unit: A measure used to calculate your Account Value in a Sub-account during the accumulation period.

Valuation Day: Every day the New York Stock Exchange is open for trading or any other day the Securities and Exchange Commission requires mutual funds or unit investment trusts to be valued.

SUMMARY OF CONTRACT FEES AND CHARGES

Below is a summary of the fees and charges for the Annuity. Some fees and charges are assessed against your Annuity while others are assessed against assets allocated to the variable investment options. The fees and charges that are assessed against the Annuity include the Transfer Fee and Annual Maintenance
Fee. The charges that are assessed against the variable investment options are the Insurance Charge, which is the combination of a mortality and expense risk charge, a charge for administration of the Annuity, and any charge for the
Guaranteed Return Option if elected. Each underlying mutual fund portfolio assesses a charge for investment management, other expenses and with some mutual funds, a 12b-1 charge. The prospectus for each underlying mutual fund provides more detailed information about the expenses for the underlying mutual funds.
Tax charges may vary by state and in certain states, a premium tax charge may be applicable. All of these fees and charges are described in more detail within this Prospectus.

The following table provides a summary of the fees and charges you will incur if you surrender the Annuity or transfer Account Value among investment options.
These fees and charges are described in more detail within this Prospectus.

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                        YOUR TRANSACTION FEES AND CHARGES
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                         (assessed against the Annuity)
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FEE/CHARGE                                                        Amount Deducted
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Contingent Deferred Sales Charge        There is no Contingent Deferred Sales Charge deducted upon surrender or partial withdrawal.

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Transfer Fee                                                                                       $10.00
(Deducted after the 20th transfer each Annuity Year)
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The following table provides a summary of the periodic fees and charges you will incur while you own the Annuity, excluding the underlying mutual fund Portfolio annual expenses. These fees and charges are described in more detail within this Prospectus.
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YOUR PERIODIC FEES AND CHARGES
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ANNUAL FEES/CHARGES ASSESSED AGAINT THE ANNUITY
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FEE/CHARGE                                                        Amount Deducted
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Annual Maintenance Fee                                            Smaller of $35 or 2% of Account Value
(Only applicable if Account Value is less than $100,000)
(Assessed annually on the Annuity's anniversary date or upon surrender)
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ANNUAL FEES/CHARGES OF THE SUB-ACCOUNTS*
(as a percentage of the average daily net assets of the Sub-accounts)
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FEE/CHARGE                                                        Amount Deducted
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Mortality & Expense Risk Charge                                                                     1.50%
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Administration Charge                                                                               0.15%
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Total Annual Charges of the Sub-accounts**                                     1.65% per year of the value of each Sub-account
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*    These charges are deducted daily and apply to Variable Investment Options only.

**   The combination of the Mortality and Expense Risk Charges and
     Administration Charge is referred to as the "Insurance Charge" elsewhere in this Prospectus.

The following table provides a summary of the fees and charges you will incur if you elect the following optional benefit. These fees and charges are described in more detail within this Prospectus.
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YOUR OPTIONAL BENEFIT FEES AND CHARGES
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Optional Benefit                                       Optional Benefit Fee/  Total Annual Charge*
Charge
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GUARANTEED RETURN OPTION                                                                                                  1.90%
We offer a program  that  guarantees  a "return  of  premium"  at a future  date,  while     0.25% of average
allowing you to allocate all or a portion of your Account Value to the  Sub-accounts  of    daily net assets of
your choice.                                                                                 the Sub-accounts
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Please refer to the section of the Prospectus that describes each optional benefit for a complete description of the benefit, including any restrictions or limitations that may apply.
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*    The Total Annual Charge includes the Insurance Charge assessed against the
     Annuity.

The following table provides the range (minimum and maximum) of the total annual expenses for the underlying mutual funds ("Portfolios") as of December 31, 2002.
Each figure is stated as a percentage of the underlying Portfolio's average daily net assets.

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Total Annual Portfolio Operating Expenses
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Minimum                                      Maximum
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Total Portfolio Operating Expense                                0.14% *                                       3.14%
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*    The minimum total annual portfolio operating expenses are those of a
     Portfolio that may invest in mutual funds, which also charge their own operating expenses. Thus, the total annual portfolio operating expenses may be higher than indicated.

The following are the investment management fees, other expenses, 12b-1 fees (if applicable), and the total annual expenses for each underlying mutual fund
("Portfolio") as of December 31, 2002, except as noted. Each figure is stated as a percentage of the underlying Portfolio's average daily net assets. For certain of the underlying Portfolios, a portion of the management fee is being waived and/or other expenses are being partially reimbursed. "N/A" indicates that no portion of the management fee and/or other expenses is being waived and/or reimbursed. The "Net Annual Portfolio Operating Expenses" reflect the combination of the underlying Portfolio's investment management fee, other expenses and any 12b-1 fees, net of any fee waivers and expense reimbursements.
The following expenses are deducted by the underlying Portfolio before it provides American Skandia with the daily net asset value. Any footnotes about expenses appear after the list of all the Portfolios. The underlying Portfolio information was provided by the underlying mutual funds and has not been independently verified by us. See the prospectuses or statements of additional information of the underlying Portfolios for further details. The current prospectus and statement of additional information for the underlying Portfolios can be obtained by calling 1-800-766-4530.

UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES
(as a percentage of the average net assets of the underlying Portfolios)

                                                                                       Total Annual   Fee Waivers   Net Annual
                                                                                        Portfolio    and Expense     Portfolio
                                                     Management   Other                 Operating    Reimbursement   Operating
 UNDERLYING PORTFOLIO                                  Fees      Expenses  12b-1 Fees    Expenses                    Expenses
-----------------------------------------------------------------------------------------------------------------------------------
American Skandia Trust: /1/

AST Strong International Equity                        0.88%      0.21%      0.12%        1.21%          0.00%        1.21%
AST William Blair International Growth                 1.00%      0.23%      0.10%        1.33%          0.10%        1.23%
AST American Century International Growth              1.00%      0.25%      0.00%        1.25%          0.00%        1.25%
AST DeAM International Equity                          1.00%      0.44%      0.00%        1.44%          0.15%        1.29%
AST MFS Global Equity                                  1.00%      0.41%      0.00%        1.41%          0.00%        1.41%
AST PBHG Small-Cap Growth                              0.90%      0.22%      0.11%        1.23%          0.00%        1.23%
AST DeAM Small-Cap Growth                              0.95%      0.20%      0.00%        1.15%          0.15%        1.00%
AST Federated Aggressive Growth                        0.95%      0.43%      0.00%        1.38%          0.03%        1.35%
AST Goldman Sachs Small-Cap Value                      0.95%      0.21%      0.11%        1.27%          0.00%        1.27%
AST Gabelli Small-Cap Value                            0.90%      0.19%      0.01%        1.10%          0.00%        1.10%
AST DeAM Small-Cap Value                               0.95%      0.53%      0.00%        1.48%          0.33%        1.15%
AST Goldman Sachs Mid-Cap Growth                       1.00%      0.26%      0.07%        1.33%          0.10%        1.23%
AST Neuberger Berman Mid-Cap Growth                    0.90%      0.20%      0.06%        1.16%          0.00%        1.16%
AST Neuberger Berman Mid-Cap Value                     0.90%      0.17%      0.09%        1.16%          0.00%        1.16%
AST Alger All-Cap Growth                               0.95%      0.19%      0.15%        1.29%          0.00%        1.29%
AST Gabelli All-Cap Value                              0.95%      0.24%      0.00%        1.19%          0.00%        1.19%
AST T. Rowe Price Natural Resources                    0.90%      0.23%      0.03%        1.16%          0.00%        1.16%
AST Alliance Growth                                    0.90%      0.20%      0.03%        1.13%          0.00%        1.13%
AST MFS Growth                                         0.90%      0.18%      0.10%        1.18%          0.00%        1.18%
AST Marsico Capital Growth                             0.90%      0.16%      0.04%        1.10%          0.01%        1.09%
AST Goldman Sachs Concentrated Growth                  0.90%      0.15%      0.04%        1.09%          0.06%        1.03%
AST DeAM Large-Cap Growth                              0.85%      0.23%      0.00%        1.08%          0.10%        0.98%
AST DeAM Large-Cap Value                               0.85%      0.24%      0.04%        1.13%          0.10%        1.03%
AST Alliance/Bernstein Growth + Value                  0.90%      0.23%      0.00%        1.13%          0.00%        1.13%
AST Sanford Bernstein Core Value                       0.75%      0.25%      0.00%        1.00%          0.00%        1.00%
AST Cohen & Steers Realty                              1.00%      0.23%      0.03%        1.26%          0.00%        1.26%
AST Sanford Bernstein Managed Index 500                0.60%      0.16%      0.08%        0.84%          0.00%        0.84%
AST American Century Income & Growth                   0.75%      0.23%      0.00%        0.98%          0.00%        0.98%
AST Alliance Growth and Income                         0.75%      0.15%      0.08%        0.98%          0.02%        0.96%
AST MFS Growth with Income                             0.90%      0.28%      0.01%        1.19%          0.00%        1.19%
AST INVESCO Capital Income                             0.75%      0.17%      0.03%        0.95%          0.00%        0.95%
AST DeAM Global Allocation                             0.10%      0.04%      0.00%        0.14%          0.00%        0.14%
AST American Century Strategic Balanced                0.85%      0.25%      0.00%        1.10%          0.00%        1.10%
AST T. Rowe Price Asset Allocation                     0.85%      0.26%      0.00%        1.11%          0.00%        1.11%
AST T. Rowe Price Global Bond                          0.80%      0.26%      0.00%        1.06%          0.00%        1.06%
AST Federated High Yield                               0.75%      0.19%      0.00%        0.94%          0.00%        0.94%
AST Lord Abbett Bond-Debenture                         0.80%      0.24%      0.00%        1.04%          0.00%        1.04%
AST DeAM Bond                                          0.85%      0.23%      0.00%        1.08%          0.15%        0.93%
AST PIMCO Total Return Bond                            0.65%      0.15%      0.00%        0.80%          0.02%        0.78%
AST PIMCO Limited Maturity Bond                        0.65%      0.18%      0.00%        0.83%          0.00%        0.83%
AST Money Market                                       0.50%      0.13%      0.00%        0.63%          0.05%        0.58%

Montgomery Variable Series:

Emerging Markets                                       1.25%      0.43%      0.00%        1.68%          0.00%        1.68%

Wells Fargo Variable Trust:

Equity Value                                           0.55%      0.48%      0.25%        1.28%          0.28%        1.00%
Equity Income                                          0.55%      0.30%      0.25%        1.10%          0.10%        1.00%

Rydex Variable Trust:

Nova                                                   0.75%      0.97%      0.00%        1.72%          0.00%        1.72%
Ursa                                                   0.90%      0.89%      0.00%        1.79%          0.00%        1.79%
OTC                                                    0.75%      0.99%      0.00%        1.74%          0.00%        1.74%

UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES
 (as a percentage of the average net assets of the underlying Portfolios)

                                                                                       Total Annual   Fee Waivers   Net Annual
                                                                                        Portfolio    and Expense     Portfolio
                                                     Management   Other                 Operating    Reimbursement   Operating
 UNDERLYING PORTFOLIO                                  Fees      Expenses  12b-1 Fees    Expenses                    Expenses
-----------------------------------------------------------------------------------------------------------------------------------
INVESCO Variable Investment Funds, Inc.:

Dynamics                                               0.75%      0.37%      0.00%        1.12%          0.00%        1.12%
Technology                                             0.75%      0.36%      0.00%        1.11%          0.00%        1.11%
Health Sciences                                        0.75%      0.32%      0.00%        1.07%          0.00%        1.07%
Financial Services                                     0.75%      0.34%      0.00%        1.09%          0.00%        1.09%
Telecommunications                                     0.75%      0.47%      0.00%        1.22%          0.00%        1.22%

Evergreen Variable Annuity Trust:

Global Leaders                                         0.87%      0.31%      0.00%        1.18%          0.18%        1.00%
Special Equity                                         0.92%      0.26%      0.00%        1.18%          0.15%        1.03%
Omega                                                  0.52%      0.18%      0.00%        0.70%          0.00%        0.70%

Evergreen Variable Annuity Trust:

International Growth                                   0.66%      0.73%      0.00%        1.39%          0.39%        1.00%
Global Leaders                                         0.87%      0.31%      0.00%        1.18%          0.18%        1.00%
Special Equity                                         0.92%      0.26%      0.00%        1.18%          0.15%        1.03%
Omega                                                  0.52%      0.18%      0.00%        0.70%          0.00%        0.70%
Capital Growth                                         0.80%      0.22%      0.00%        1.02%          0.00%        1.02%
Blue Chip                                              0.61%      0.61%      0.00%        1.22%          0.24%        0.98%
Equity Index                                           0.32%      0.35%      0.00%        0.67%          0.37%        0.30%
Foundation                                             0.75%      0.16%      0.00%        0.91%          0.00%        0.91%

ProFund VP:

Europe 30                                              0.75%      1.03%      0.25%        2.03%          0.05%        1.98%
Asia 30                                                0.75%      1.03%      0.25%        2.03%          0.05%        1.98%
Japan                                                  0.75%      1.06%      0.25%        2.06%          0.08%        1.98%
Banks                                                  0.75%      1.11%      0.25%        2.11%          0.13%        1.98%
Basic Materials                                        0.75%      1.21%      0.25%        2.21%          0.23%        1.98%
Biotechnology                                          0.75%      1.16%      0.25%        2.16%          0.18%        1.98%
Consumer Cyclical                                      0.75%      1.65%      0.25%        2.65%          0.67%        1.98%
Consumer Non-Cyclical                                  0.75%      1.10%      0.25%        2.10%          0.12%        1.98%
Energy                                                 0.75%      1.16%      0.25%        2.16%          0.18%        1.98%
Financial                                              0.75%      1.14%      0.25%        2.14%          0.16%        1.98%
Healthcare                                             0.75%      1.14%      0.25%        2.14%          0.16%        1.98%
Industrial                                             0.75%      1.65%      0.25%        2.65%          0.67%        1.98%
Internet                                               0.75%      1.04%      0.25%        2.04%          0.06%        1.98%
Pharmaceuticals                                        0.75%      1.12%      0.25%        2.12%          0.14%        1.98%
Precious Metals                                        0.75%      0.98%      0.25%        1.98%           N/A         1.98%
Real Estate                                            0.75%      1.13%      0.25%        2.13%          0.15%        1.98%
Semiconductor                                          0.75%      1.33%      0.25%        2.33%          0.35%        1.98%
Technology                                             0.75%      1.27%      0.25%        2.27%          0.29%        1.98%
Telecommunications                                     0.75%      1.19%      0.25%        2.19%          0.21%        1.98%
Utilities                                              0.75%      1.17%      0.25%        2.17%          0.19%        1.98%
Bull                                                   0.75%      0.91%      0.25%        1.91%           N/A         1.91%
Bear                                                   0.75%      1.03%      0.25%        2.03%          0.05%        1.98%
UltraBull /2/                                          0.75%      1.12%      0.25%        2.12%          0.27%        1.85%
OTC                                                    0.75%      1.03%      0.25%        2.03%          0.05%        1.98%
Short OTC                                              0.75%      0.96%      0.25%        1.96%           N/A         1.96%
UltraOTC                                               0.75%      1.08%      0.25%        2.08%          0.13%        1.95%
Mid-Cap Value                                          0.75%      1.25%      0.25%        2.25%          0.27%        1.98%
Mid-Cap Growth                                         0.75%      1.22%      0.25%        2.22%          0.24%        1.98%
UltraMid-Cap                                           0.75%      1.36%      0.25%        2.36%          0.38%        1.98%
Small-Cap Value                                        0.75%      1.45%      0.25%        2.45%          0.47%        1.98%
Small-Cap Growth                                       0.75%      1.20%      0.25%        2.20%          0.22%        1.98%

UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES
 (as a percentage of the average net assets of the underlying Portfolios)

UltraSmall-Cap                                         0.75%      1.15%      0.25%        2.15%          0.17%        1.98%
U.S. Government Plus                                   0.50%      0.96%      0.25%        1.71%           N/A         1.71%
Rising Rates Opportunity                               0.75%      1.13%      0.25%        2.13%          0.15%        1.98%

First Defined Portfolio Fund LLC:

First Trust(R)10 Uncommon Values                       0.60%       2.29%     0.25%        3.14%          1.95%        1.37%

The Prudential Series Fund, Inc.:

SP Jennison International Growth                        0.85%       0.70%     0.25%        1.80%         0.16%        1.64%

/1/  The Investment Manager of American Skandia Trust (the "Trust") has agreed to reimburse and/or waive fees for certain Portfolios until at least April
     30, 2004. The caption "Total Annual Portfolio Operating Expenses" reflects the Portfolios' fees and expenses before such waivers and reimbursements, while the caption "Net Annual Portfolio Operating Expenses" reflects the effect of such waivers and reimbursements. The Trust adopted a Distribution
     Plan (the "Distribution Plan") under Rule 12b-1 of the Investment Company
     Act of 1940 to permit an affiliate of the Trust's Investment Manager to receive brokerage commissions in connection with purchases and sales of securities held by Portfolios of the Trust, and to use these commissions to promote the sale of shares of such Portfolios. While the brokerage commission rates and amounts paid by the various Portfolios are not expected to increase as a result of the Distribution Plan, the staff of the
     Securities and Exchange Commission takes the position that commission amounts received under the Distribution Plan should be reflected as distribution expenses of the Portfolios. The Distribution Fee estimates are derived and annualized from data regarding commission amounts directed under the Distribution Plan. Although there are no maximum amounts allowable, actual commission amounts directed under the Distribution Plan will vary and the amounts directed during the last full fiscal year of the
     Plan's operations may differ from the amounts listed in the above chart.

/2/  Effective May 1, 2003, the ProFunds VP Bull Plus portfolio changed its name to ProFund VP UltraBull to reflect a change in its investment objective.

                                EXPENSE EXAMPLES

These examples are designed to assist you in understanding the various expenses you may incur with the Annuity over certain periods of time based on specific assumptions. The examples reflect the Annual Maintenance Fee (when applicable),
Insurance Charge, and the maximum total annual portfolio operating expenses for the underlying Portfolio (shown above), as well as the charge for the optional benefit that is offered under the Annuity. The Securities and Exchange
Commission ("SEC") requires these examples.

Below are examples showing what you would pay in expenses at the end of the stated time periods for each Sub-account had you invested $10,000 in the Annuity and received a 5% annual return on assets, and elected the optional benefit available.

The examples shown assume that: (a) you only allocate Account Value to the
Sub-account with the maximum total annual portfolio operating expenses for the underlying Portfolio (shown above), not to a Fixed Allocation; (b) the Insurance
Charge is assessed as 1.65% per year; (c) the Annual Maintenance Fee (when applicable) is reflected as an asset-based charge based on an assumed average contract size; (d) you make no withdrawals of Account Value during the period shown; (e) you make no transfers, withdrawals, surrender or other transactions for which we charge a fee during the period shown; (f) no tax charge applies;
(g) the maximum total annual portfolio operating expenses for the underlying
Portfolio (shown above) are reflected; and (h) the charge for the optional benefit is reflected as a charge equal to 0.25% for the Guaranteed Return
Option. Amounts shown in the examples are rounded to the nearest dollar.

Expense Examples are provided as follows: 1.) whether or not you surrender the
Annuity at the end of the stated time period; and 2.) if you annuitize at the end of the stated time period.

THE EXAMPLES ARE ILLUSTRATIVE ONLY - THEY SHOULD NOT BE CONSIDERED A
REPRESENTATION OF PAST OR FUTURE EXPENSES OF THE UNDERLYING MUTUAL FUNDS OR
THEIR PORTFOLIOS - ACTUAL EXPENSES WILL BE LESS THAN THOSE SHOWN IF YOU DO NOT
ELECT THE OPTIONAL BENEFIT AVAILABLE OR IF YOU ALLOCATE ACCOUNT VALUE TO ANY
OTHER AVAILABLE SUB-ACCOUNTS.

If your Account Value is less than $100,000, so that the Annual Maintenance Fee does apply. Please see the description below regarding how the Expense Examples change for Annuities with Account Value greater than $100,000.

Whether or not you surrender your contract at the end of the applicable time period:

1 year          3 years          5 years          10 years
--------------------------------------------------------------------------------

 524             1568             2604             5159
--------------------------------------------------------------------------------

If you annuitize at the end of the applicable time period:

1 year          3 years          5 years          10 years
--------------------------------------------------------------------------------

 524             1568             2604             5159
--------------------------------------------------------------------------------

The Expense Examples shown above assume your Account Value is less than $100,000 so that the Annual Maintenance Fee applies. If your Account Value is greater than $100,000 such that the Annual Maintenance Fee does not apply, the amounts indicated in the Expense Examples shown above would be reduced.

INVESTMENT OPTIONS

WHAT ARE THE INVESTMENT OBJECTIVES AND POLICIES OF THE PORTFOLIOS?

Each variable investment option is a Sub-account of American Skandia Life
Assurance Corporation Variable Account B (see "What are Separate Accounts" for
more detailed information.) Each Sub-account invests exclusively in one
Portfolio. You should carefully read the prospectus for any Portfolio in which you are interested. The following chart classifies each of the Portfolios based on our assessment of their investment style (as of the date of this Prospectus).
The chart also provides a description of each Portfolio's investment objective
(in italics) and a short, summary description of their key policies to assist you in determining which Portfolios may be of interest to you. There is no guarantee that any underlying Portfolio will meet its investment objective.

The name of the advisor/sub-advisor for each Portfolio appears next to the description. Those Portfolios whose name includes the prefix "AST" are
Portfolios of American Skandia Trust. The investment manager for AST is American
Skandia Investment Services, Incorporated, an affiliated company of American
Skandia. However, a sub-advisor, as noted below, is engaged to conduct day-to-day investment decisions.

The Portfolios are not publicly traded mutual funds. They are only available as investment options in variable annuity contracts and variable life insurance policies issued by insurance companies, or in some cases, to participants in certain qualified retirement plans. However, some of the Portfolios available as
Sub-accounts under the Annuity are managed by the same portfolio advisor or sub-advisor as a retail mutual fund of the same or similar name that the
Portfolio may have been modeled after at its inception. Certain retail mutual funds may also have been modeled after a Portfolio. While the investment objective and policies of the retail mutual funds and the Portfolios may be substantially similar, the actual investments will differ to varying degrees.
Differences in the performance of the funds can be expected, and in some cases could be substantial. You should not compare the performance of a publicly traded mutual fund with the performance of any similarly named Portfolio offered as a Sub-account. Details about the investment objectives, policies, risks, costs and management of the Portfolios are found in the prospectuses for the underlying mutual funds. The current prospectus and statement of additional information for the underlying Portfolios can be obtained by calling
1-800-766-4530.

Effective close of business June 28, 2002, the AST Goldman Sachs Small-Cap Value
portfolio is no longer offered as a Sub-account under the Annuity, except as noted below. Annuity contracts with Account Value allocated to the AST Goldman
Sachs Small-Cap Value Sub-account on or before June 28, 2002 may continue to allocate Account Value and make transfers into the AST Goldman Sachs Small-Cap
Value Sub-account, including any bank drafting, dollar cost averaging, asset allocation and rebalancing programs. Owners of Annuities issued after June 28,
2002 will not be allowed to allocate Account Value to the AST Goldman Sachs
Small-Cap Value Sub-account.

The AST Goldman Sachs Small-Cap Value Sub-account may be offered to new Owners at some future date; however, at the present time, American Skandia has no intention to do so.

Please refer to Appendix B for certain required financial information related to the historical performance of the Sub-accounts.

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        PORTFOLIO

STYLE/                                                                                                                  ADVISOR/
 TYPE                                           INVESTMENT OBJECTIVES/POLICIES                                        SUB-ADVISOR
-----------------------------------------------------------------------------------------------------------------------------------
INTER-NATIONAL   AST Strong  International  Equity: seeks long-term capital growth by investing in a diversified   Strong Capital
EQUITY           portfolio  of  international  equity  securities  the issuers of which are  considered  to have   Management, Inc.
                 strong  earnings  momentum.  The  Portfolio  seeks to meet its  objective by  investing,  under normal  market  conditions,  at least 80% of its total  assets in a  diversified  portfolio  of equity  securities  of  companies  located or operating in  developed  non-U.S.  countries  and emerging  markets  of the  world.  The  Sub-advisor  intends  to  focus  on  companies  with an
                 above-average   potential  for  long-term  growth  and  attractive  relative  valuations.   The
                 Sub-advisor selects companies based on five key factors: growth,  valuation,  management,  risk and sentiment.
-----------------------------------------------------------------------------------------------------------------------------------
INTER-NATIONAL   AST William Blair  International  Growth (f/k/a AST Janus  Overseas  Growth):  seeks  long-term   William Blair &
EQUITY           growth of capital.  The  Portfolio  pursues its  objective  primarily  through  investments  in   Company, L.L.C.
                 equity  securities  of issuers  located  outside  the United  States.  The  Portfolio  normally invests at least 80% of its total assets in securities of issuers from at least five  different countries,  excluding the United States.  The Portfolio invests primarily in companies selected for their growth  potential.  Securities are generally  selected  without regard to any defined allocation among countries,  geographic regions or industry sectors, or other similar selection procedure.
-----------------------------------------------------------------------------------------------------------------------------------
INTER-NATIONAL   AST American Century  International  Growth:  seeks capital growth.  The Portfolio will seek to   American Century
EQUITY           achieve its investment  objective by investing  primarily in equity securities of international   Investment
                 companies  that the  Sub-advisor  believes  will  increase  in value  over time.  Under  normal   Management, Inc.
                 conditions,  the  Portfolio  will  invest at least 65% of its  assets in equity  securities  of issuers from at least three  countries  outside of the United States.  The  Sub-advisor  uses a growth  investment  strategy it developed  that looks for  companies  with earnings and revenue growth.  The  Sub-advisor  will  consider  a  number  of other  factors  in  making  investment selections,  including the prospects for relative  economic  growth among countries or regions, economic and political  conditions,  expected inflation rates,  currency exchange  fluctuations and tax considerations.
-----------------------------------------------------------------------------------------------------------------------------------
INTER-NATIONAL   AST DeAM  International  Equity:  seeks capital growth.  The Portfolio pursues its objective by   Deutsche Asset
EQUITY           investing  at least 80% of the value of its assets in the equity  securities  of  companies  in   Management, Inc.
                 developed  non-U.S.  countries that are represented in the MSCI EAFE(R)Index. The target of this Portfolio  is to track the  performance  of the MSCI  EAFE(R)Index  within  4% with a standard deviation  expected of +/- 4%. The  Sub-advisor  considers  a number of factors in determining whether to invest in a stock,  including  earnings growth rate,  analysts'
                 estimates of future earnings and industry-relative price multiples.

-----------------------------------------------------------------------------------------------------------------------------------
GLOBAL EQUITY    AST MFS Global Equity:  seeks capital growth.  Under normal circumstances the Portfolio invests   Massachusetts
                 at least 80% of its assets in equity securities of U.S. and foreign issuers  (including issuers   Financial
                 in developing  countries).  The Portfolio  generally seeks to purchase  securities of companies   Services Company
                 with relatively large market capitalizations relative to the market in which they are traded.

-----------------------------------------------------------------------------------------------------------------------------------
SMALL CAP        AST PBHG  Small-Cap  Growth:  seeks  capital  growth.  The  Portfolio  pursues its objective by   Pilgrim Baxter &
GROWTH           primarily  investing  at  least  80% of the  value  of its  assets  in  the  common  stocks  of   Associates, Ltd.
                 small-sized  companies,  whose market  capitalizations are similar to market capitalizations of the  companies  in the  Russell  2000(R)Index at the time of the  Portfolio's  investment.  The
                 Sub-advisor  expects to focus primarily on those  securities  whose market  capitalizations  or annual revenues are less than $1billion at the time of purchase.

-----------------------------------------------------------------------------------------------------------------------------------
SMALL CAP        AST DeAM  Small-Cap  Growth:  seeks maximum  growth of  investors'  capital from a portfolio of   Deutsche Asset
GROWTH           growth  stocks of  smaller  companies.  The  Portfolio  pursues  its  objective,  under  normal   Management, Inc.
                 circumstances,  by  primarily  investing  at  least  80%  of its  total  assets  in the  equity
                 securities  of  small-sized   companies  included  in  the  Russell  2000  Growth(R)Index.  The
                 Sub-advisor  employs  an  investment  strategy  designed  to  maintain  a  portfolio  of equity securities  which  approximates  the market risk of those  stocks  included in the Russell 2000
                 Growth(R)Index, but which attempts to outperform the Russell 2000 Growth(R)Index.

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        PORTFOLIO
STYLE/                                                                                                                  ADVISOR/
 TYPE                                           INVESTMENT OBJECTIVES/POLICIES                                        SUB-ADVISOR
-----------------------------------------------------------------------------------------------------------------------------------
SMALL CAP        AST Federated  Aggressive  Growth:  seeks capital growth.  The Portfolio pursues its investment   Federated
GROWTH           objective by investing in the stocks of small  companies  that are traded on national  security   Investment
                 exchanges,  NASDAQ stock  exchange and the  over-the-counter-market.  Small  companies  will be   Counseling/
                 defined as  companies  with market  capitalizations  similar to  companies  in the Russell 2000   Federated
                 Index or the Standard & Poor's  Small Cap 600 Index.  Up to 25% of the  Portfolio's  net assets   Global Investment
                 may be invested in foreign securities, which are typically denominated in foreign currencies.     Management Corp.
-----------------------------------------------------------------------------------------------------------------------------------
SMALL CAP        AST Goldman Sachs Small-Cap Value: seeks long-term  capital  appreciation.  The Portfolio will    Goldman Sachs
VALUE            seek its objective through  investments  primarily in equity securities that are believed to be   Asset Management
                 undervalued in the marketplace.  The Portfolio  primarily seeks companies that are small-sized, based on the value of their  outstanding  stock.  The  Portfolio  will  have a  non-fundamental policy to invest, under normal circumstances,  at least 80% of the value of its assets in small capitalization  companies.  The 80%  investment  requirement  applies at the time the Portfolio invests  its  assets.  The  Portfolio  generally  defines  small  capitalization  companies  as companies with a capitalization of $5 billion or less.
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SMALL CAP        AST Gabelli Small-Cap Value:  seeks to provide long-term capital growth by investing  primarily   GAMCO
VALUE            in  small-capitalization  stocks  that  appear to be  undervalued.  The  Portfolio  will have a   Investors, Inc.
                 non-fundamental policy to invest, under normal circumstances,  at least 80% of the value of its assets in small capitalization  companies.  The 80% investment  requirement applies at the time the  Portfolio  invests  its assets.  The  Portfolio  generally  defines  small  capitalization companies as those with a capitalization  of $1.5 billion or less.  Reflecting a value approach to  investing,  the Portfolio  will seek the stocks of companies  whose current stock prices do not appear to adequately reflect their underlying value as measured by assets,  earnings,  cash flow or business franchises.
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SMALL CAP        AST DeAM Small-Cap Value:  seeks maximum growth of investors'  capital.  The Portfolio  pursues   Deutsche Asset
VALUE            its  objective,  under normal  market  conditions,  by primarily  investing at least 80% of its   Management, Inc.

                 total assets in the equity  securities of small-sized  companies  included in the Russell
                 2000(R) Value Index. The Sub-advisor  employs an investment  strategy  designed to maintain a portfolio of equity  securities  which  approximates  the market  risk of those  stocks included  in the Russell 2000(R)Value Index, but which attempts to outperform the Russell
                 2000(R)Value Index.
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MID-CAP GROWTH   AST Goldman Sachs Mid-Cap  Growth (f/k/a AST Janus Mid-Cap  Growth):  seeks  long-term  capital   Goldman Sachs
                 growth.  The  Portfolio  pursues its  investment  objective,  by investing  primarily in equity   Asset Management
                 securities selected for their growth potential,  and normally invests at least 80% of the value of its assets in medium capitalization  companies. For purposes of the Portfolio,  medium-sized companies  are those whose market  capitalizations  (measured at the time of  investment)  fall within the range of  companies  in the  Standard & Poor's  MidCap  400 Index.  The  Sub-advisor seeks  to  identify  individual  companies  with  earnings  growth  potential  that  may not be recognized by the market at large.
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MID-CAP GROWTH   AST Neuberger  Berman Mid-Cap  Growth:  seeks capital growth.  Under normal market  conditions,   Neuberger Berman
                 the Portfolio  primarily invests at least 80% of its net assets in the common stocks of mid-cap   Management Inc.
                 companies.  For purposes of the Portfolio,  companies with equity market  capitalizations  that fall within the range of the Russell Midcap(R)Index,  at the time of investment,  are considered mid-cap  companies.  Some of the  Portfolio's  assets  may be  invested  in the  securities  of large-cap companies as well as in small-cap  companies.  The Sub-advisor looks for fast-growing companies that are in new or rapidly evolving industries.
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                                                                                                                        PORTFOLIO

STYLE/                                                                                                                  ADVISOR/
 TYPE                                           INVESTMENT OBJECTIVES/POLICIES                                        SUB-ADVISOR
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MID-CAP VALUE    AST Neuberger Berman Mid-Cap Value: seeks capital growth.  Under normal market conditions,  the   Neuberger Berman
                 Portfolio  primarily  invests at least 80% of its net  assets in the  common  stocks of mid-cap   Management Inc.
                 companies.  For purposes of the Portfolio,  companies with equity market  capitalizations  that fall within the range of the Russell  Midcap(R)Index at the time of investment  are  considered mid-cap  companies.  Some of the  Portfolio's  assets  may be  invested  in the  securities  of large-cap  companies as well as in small-cap  companies.  Under the Portfolio's  value-oriented investment  approach,  the Sub-advisor looks for well-managed  companies whose stock prices are undervalued and that may rise in price before other investors realize their worth.
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ALL-CAP GROWTH   AST Alger All-Cap Growth:  seeks long-term  capital growth.  The Portfolio invests primarily in   Fred Alger
                 equity securities,  such as common or preferred stocks, that are listed on U.S. exchanges or in   Management, Inc.
                 the  over-the-counter  market.  The Portfolio may invest in the equity  securities of companies of all sizes,  and may emphasize  either  larger or smaller  companies at a given time based on the Sub-advisor's assessment of particular companies and market conditions.

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ALL-CAP VALUE    AST Gabelli  All-Cap  Value:  seeks  capital  growth.  The  Portfolio  pursues its objective by   GAMCO Investors,
                 investing primarily in readily marketable equity securities including common stocks,  preferred   Inc.
                 stocks and  securities  that may be converted at a later time into common stock.  The Portfolio may invest in the  securities  of companies of all sizes,  and may  emphasize  either larger or smaller  companies  at a  given  time  based  on the  Sub-advisor's  assessment  of  particular companies and market  conditions.  The Portfolio  focuses on companies that appear  underpriced relative  to their  private  market  value  ("PMV").  PMV is the  value  that  the  Portfolio's
                 Sub-advisor believes informed investors would be willing to pay for a company.
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SECTOR           AST T. Rowe Price Natural  Resources:  seeks  long-term  capital growth  primarily  through the   T. Rowe Price
                 common stocks of companies  that own or develop  natural  resources  (such as energy  products,   Associates, Inc.
                 precious  metals and forest  products)  and other basic  commodities.  The  Portfolio  normally invests  primarily (at least 80% of its total assets) in the common stocks of natural  resource companies whose earnings and tangible  assets could benefit from  accelerating  inflation.  The
                 Portfolio looks for companies that have the ability to expand production,  to maintain superior
                 exploration  programs  and  production   facilities,   and  the  potential  to  accumulate  new
                 resources.  At least 50% of Portfolio assets will be invested in U.S. securities,  up to 50% of total assets also may be invested in foreign securities.
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LARGE CAP        AST Alliance  Growth:  seeks long-term  capital growth.  The Portfolio  invests at least 80% of   Alliance Capital
GROWTH           its total assets in the equity  securities of a limited  number of large,  carefully  selected,   Management, L.P.
                 high-quality  U.S.  companies  that are judged  likely to  achieve  superior  earnings  growth.
                 Normally,  about 40-60  companies will be  represented in the Portfolio,  with the 25 companies most  highly  regarded  by  the  Sub-advisor  usually  constituting  approximately  70%  of the
                 Portfolio's  net assets.  An emphasis is placed on identifying  companies  whose  substantially above average prospective earnings growth is not fully reflected in current market valuations.

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LARGE CAP        AST MFS  Growth:  seeks  long-term  capital  growth  and future  income.  Under  normal  market   Massachusetts
GROWTH           conditions,  the  Portfolio  invests  at least 80% of its total  assets  in common  stocks  and   Financial
                 related securities,  such as preferred stocks,  convertible securities and depositary receipts,   Services
                 of companies that the  Sub-advisor  believes offer better than average  prospects for long-term   Company
                 growth.  The Sub-advisor seeks to purchase  securities of companies that it considers  well-run and  poised  for  growth.  The  Portfolio  may  invest up to 35% of its net  assets in  foreign securities.

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                                                                                                                        PORTFOLIO

STYLE/                                                                                                                  ADVISOR/
 TYPE                                           INVESTMENT OBJECTIVES/POLICIES                                        SUB-ADVISOR
-----------------------------------------------------------------------------------------------------------------------------------
LARGE CAP        AST Marsico  Capital  Growth:  seeks capital  growth.  Income  realization is not an investment   Marsico Capital
GROWTH           objective  and  any  income  realized  on  the  Portfolio's  investments,  therefore,  will  be   Management, LLC
                 incidental to the Portfolio's  objective.  The Portfolio will pursue its objective by investing primarily in common stocks of larger,  more  established  companies.  In selecting  investments for the Portfolio,  the Sub-advisor uses an approach that combines "top down" economic analysis with "bottom up" stock selection.  The "top down" approach identifies  sectors,  industries and companies that should benefit from the trends the  Sub-advisor  has observed.  The  Sub-advisor then looks for individual  companies with earnings growth  potential that may not be recognized by the market at large, a "bottom up" stock selection.

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LARGE CAP        AST Goldman Sachs Concentrated  Growth (f/k/a AST JanCap Growth):  seeks growth of capital in a   Goldman Sachs
GROWTH           manner  consistent  with  the  preservation  of  capital.   Realization  of  income  is  not  a   Asset
                 significant  investment  consideration and any income realized on the Portfolio's  investments,   Management
                 therefore,  will be  incidental to the  Portfolio's  objective.  The Portfolio  will pursue its objective  by investing  primarily  in equity  securities  of  companies  that the  Sub-advisor believes have  potential to achieve  capital  appreciation  over the  long-term.  The Portfolio seeks to achieve  its  investment  objective  by  investing,  under  normal  circumstances,  in approximately  30 - 45 companies  that are  considered by the  Sub-advisor to be positioned for long-term growth.

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LARGE CAP        AST DeAM  Large-Cap  Growth:  seeks  maximum  growth of capital by  investing  primarily in the   Deutsche Asset
GROWTH           growth stocks of larger  companies.  The Portfolio  pursues its objective,  under normal market   Management, Inc.

                 conditions,  by primarily  investing at least 80% of its total assets in the equity  securities of large-sized  companies  included in the Russell 1000(R)Growth Index. The Sub-advisor employs
                 an  investment   strategy   designed  to  maintain  a  portfolio  of  equity  securities  which approximates  the market risk of those stocks  included in the Russell 1000(R)Growth Index, but which attempts to outperform the Russell 1000(R)Growth Index through active stock selection.

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LARGE CAP        AST DeAM Large-Cap Value (f/k/a AST Janus Strategic Value):  seeks maximum growth of capital by   Deutsche Asset
VALUE            investing  primarily  in the value  stocks of  larger  companies.  The  Portfolio  pursues  its   Management, Inc.
                 objective,  under normal market conditions, by primarily investing at least 80% of the value of its assets in the equity  securities  of  large-sized  companies  included in the Russell
                 1000(R) Value Index. The Sub-advisor  employs an investment  strategy  designed to maintain a portfolio of equity  securities  which  approximates  the market  risk of those  stocks included  in the Russell  1000(R)Value Index,  but which  attempts to  outperform  the Russell
                 1000(R)Value Index through active stock selection.

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LARGE CAP        AST Alliance/Bernstein  Growth + Value: seeks capital growth by investing  approximately 50% of   Alliance Capital
BLEND            its assets in growth  stocks of large  companies and  approximately  50% of its assets in value   Management, L.P.

                 stocks of large  companies.  The Portfolio will invest primarily in commons tocks of large U.S.
                 companies  included in the Russell  1000(R)Index (the "Russell  1000(R)").  The Russell 1000(R)
                 is a market  capitalization-weighted  index that measures the  performance of the 1,000 largest
                 U.S. companies.  Normally,  about 60-85  companies will be represented in the Portfolio,  with
                 25-35 companies  primarily from the Russell 1000(R)Growth Index constituting  approximately 50%
                 of the Portfolio's  net assets and 35-50  companies  primarily  from the  Russell  1000(R)Value
                 Index constituting  the  remainder  of  the  Portfolio's  net  assets.   There  will  be  a
                 periodic rebalancing  of each  segment's  assets  to take  account  of market  fluctuations  in order to maintain the approximately equal allocation.

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LARGE CAP        AST Sanford  Bernstein Core Value:  seeks  long-term  capital growth by investing  primarily in   Sanford C.
VALUE            common stocks.  The  Sub-advisor  expects that the majority of the  Portfolio's  assets will be   Bernstein & Co.,
                 invested in the common stocks of large  companies  that appear to be  undervalued.  Among other   LLC
                 things, the Portfolio seeks to identify compelling buying opportunities  created when companies are undervalued on the basis of investor  reactions to near-term problems or circumstances even though their long-term  prospects  remain sound. The Sub-advisor  seeks to identify  individual companies with earnings growth potential that may not be recognized by the market at large.

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                                                                                                                        PORTFOLIO
STYLE/                                                                                                                  ADVISOR/
 TYPE                                           INVESTMENT OBJECTIVES/POLICIES                                        SUB-ADVISOR
-----------------------------------------------------------------------------------------------------------------------------------
REAL ESTATE      AST Cohen & Steers Realty:  seeks to maximize  total return  through  investment in real estate   Cohen & Steers
(REIT)           securities.  The  Portfolio  pursues  its  investment  objective  by  investing,  under  normal   Capital
                 circumstances,  at least 80% of its net assets in  securities  of real  estate  issuers.  Under   Management,
                 normal  circumstances,  the Portfolio will invest substantially all of its assets in the equity   Inc.
                 securities of real estate companies,  i.e., a company that derives at least 50% of its revenues from the ownership,  construction,  financing, management or sale of real estate or that has at least  50% of its  assets in real  estate.  Real  estate  companies  may  include  real  estate investment trusts or REITs.

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MANAGED INDEX    AST Sanford Bernstein Managed Index 500: will invest, under normal circumstances,  at least 80%   Sanford C.
                 of its net assets in  securities  included in the Standard & Poor's 500  Composite  Stock Price   Bernstein & Co.,
                 Index  (the  "S&P(R)500 ").  The  Portfolio  seeks  to  outperform  the S&P 500  through  stock   LLC
                 selection  resulting  in  different  weightings  of common  stocks  relative to the index.  The
                 Portfolio will invest  primarily in the common stocks of companies  included in the S&P 500. In seeking  to  outperform  the S&P  500,  the  Sub-advisor  starts  with a  portfolio  of  stocks representative  of the holdings of the index.  It then uses a set of  fundamental  quantitative criteria  that are designed to indicate  whether a particular  stock will  predictably  perform better or worse than the S&P 500. Based on these criteria,  the Sub-advisor  determines whether the  Portfolio  should  over-weight,  under-weight  or hold a  neutral  position  in the  stock relative  to the  proportion  of the S&P 500  that  the  stock  represents.  In  addition,  the
                 Sub-advisor  also  may  determine  that  based on the  quantitative  criteria,  certain  equity securities that are not included in the S&P 500 should be held by the Portfolio.
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GROWTH AND       AST American  Century Income & Growth:  seeks capital growth with current income as a secondary   American Century
INCOME           objective.  The Portfolio  invests  primarily in common stocks that offer potential for capital   Investment
                 growth,  and may,  consistent  with its  investment  objective,  invest  in stocks  that  offer   Management, Inc.
                 potential for current income.  The  Sub-advisor  utilizes a quantitative  management  technique with a goal of building an equity  portfolio  that  provides  better  returns  than the S&P 500
                 Index without taking on significant  additional risk and while  attempting to create a dividend yield that will be greater than the S&P 500 Index.

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GROWTH AND       AST Alliance Growth and Income:  seeks long-term  growth of capital and income while attempting   Alliance Capital
INCOME           to avoid excessive  fluctuations in market value. The Portfolio  normally will invest in common   Management, L.P.

                 stocks  (and  securities   convertible  into  common  stocks).  The  Sub-advisor  will  take  a value-oriented  approach,  in that it will  try to keep  the  Portfolio's  assets  invested  in securities that are selling at reasonable  valuations in relation to their fundamental business prospects.  The  stocks  that the  Portfolio  will  normally  invest in are  those of  seasoned companies.

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GROWTH AND       AST MFS Growth with  Income:  seeks long term growth of capital  with a secondary  objective to   Massachusetts
INCOME           seek  reasonable  current  income.  Under normal market  conditions,  the Portfolio  invests at   Financial
                 least 65% of its net assets in common stocks and related securities,  such as preferred stocks,   Services Company
                 convertible  securities  and  depositary  receipts.  The stocks in which the Portfolio  invests generally  will pay  dividends.  While the Portfolio  may invest in companies of any size,  the
                 Portfolio  generally  focuses  on  companies  with  larger  market   capitalizations  that  the
                 Sub-advisor  believes have  sustainable  growth  prospects and attractive  valuations  based on current and  expected  earnings  or cash flow.  The  Portfolio  may invest up to 20% of its net assets in foreign securities.

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EQUITY INCOME    AST INVESCO Capital Income (f/k/a AST INVESCO Equity Income):  seeks capital growth and current   INVESCO Funds
                 income  while  following  sound  investment  practices.  The  Portfolio  seeks to  achieve  its   Group, Inc.
                 objective by investing in  securities  that are expected to produce  relatively  high levels of income and consistent,  stable returns.  The Portfolio normally will invest at least 65% of its assets in  dividend-paying  common and preferred stocks of domestic and foreign issuers.  Up to
                 30% of the  Portfolio's  assets may be  invested in equity  securities  that do not pay regular dividends.

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                                                                                                                        PORTFOLIO
STYLE/                                                                                                                  ADVISOR/
 TYPE                                           INVESTMENT OBJECTIVES/POLICIES                                        SUB-ADVISOR
-----------------------------------------------------------------------------------------------------------------------------------
BALANCED         AST DeAM Global  Allocation:  seeks a high level of total  return by  investing  primarily in a   Deutsche Asset
                 diversified  portfolio  of  mutual  funds.  The  Portfolio  seeks  to  achieve  its  investment   Management, Inc.
                 objective  by  investing  in  several  other  AST  Portfolios  ("Underlying  Portfolios").  The
                 Portfolio intends its strategy of investing in combinations of Underlying  Portfolios to result in  investment  diversification  that an  investor  could  otherwise  achieve  only by  holding numerous  investments.  The  Portfolio  is  expected  to be  invested  in  at  least  six  such
                 Underlying  Portfolios at any time. It is expected that the  investment  objectives of such AST
                 Portfolios will be diversified.
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BALANCED         AST  American  Century  Strategic  Balanced:  seeks  capital  growth and  current  income.  The   American Century
                 Sub-advisor  intends  to  maintain  approximately  60%  of the  Portfolio's  assets  in  equity   Investment
                 securities and the remainder in bonds and other fixed income  securities.  Both the Portfolio's   Management, Inc.
                 equity and fixed  income  investments  will  fluctuate  in value.  The equity  securities  will fluctuate  depending on the  performance of the companies that issued them,  general market and economic  conditions,  and investor  confidence.  The fixed income investments will be affected primarily by rising or falling interest rates and the credit quality of the issuers.

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ASSET            AST T. Rowe Price Asset Allocation:  seeks a high level of total return by investing  primarily   T. Rowe Price
ALLOCATION       in a  diversified  portfolio  of fixed income and equity  securities.  The  Portfolio  normally   Associates, Inc.
                 invests  approximately  60% of its total  assets in equity  securities  and 40% in fixed income securities.  The Sub-advisor  concentrates common stock investments in larger, more established companies,  but the  Portfolio may include small and  medium-sized  companies  with good growth prospects.  The fixed income portion of the Portfolio will be allocated among  investment grade securities, high yield or "junk" bonds, foreign high quality debt securities and cash reserves.

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GLOBAL BOND      AST T. Rowe Price Global  Bond:  seeks to provide  high  current  income and capital  growth by   T. Rowe Price
                 investing  in  high-quality  foreign and U.S.  dollar-denominated  bonds.  The  Portfolio  will   International,
                 invest at least 80% of its total  assets in all types of high  quality  bonds  including  those   Inc.
                 issued  or  guaranteed  by U.S.  or  foreign  governments  or  their  agencies  and by  foreign authorities,  provinces and  municipalities  as well as investment  grade  corporate  bonds and mortgage and  asset-backed  securities of U.S. and foreign  issuers.  The  Portfolio  generally invests in countries where the combination of fixed-income  returns and currency exchange rates appears attractive,  or, if the currency trend is unfavorable,  where the Sub-advisor  believes that the currency risk can be minimized  through  hedging.  The Portfolio may also invest up to
                 20% of its assets in the aggregate in below  investment-grade,  high-risk bonds ("junk bonds").
                 In addition,  the  Portfolio may invest up to 30% of its assets in  mortgage-backed  (including derivatives,  such as collateralized mortgage obligations and stripped mortgage securities) and asset-backed securities.
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HIGH YIELD       AST Federated  High Yield:  seeks high current  income by investing  primarily in a diversified   Federated
BOND             portfolio of fixed income  securities.  The Portfolio will invest at least 80% of its assets in   Investment
                 fixed  income  securities  rated BBB and below.  These  fixed  income  securities  may  include   Counseling
                 preferred  stocks,   convertible  securities,   bonds,   debentures,   notes,  equipment  lease
                 certificates  and equipment trust  certificates.  A fund that invests  primarily in lower-rated fixed  income  securities  will be subject to greater risk and share price  fluctuation  than a typical  fixed income fund,  and may be subject to an amount of risk that is  comparable  to or greater than many equity funds.

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                                                                                                                        PORTFOLIO
STYLE/                                                                                                                  ADVISOR/
 TYPE                                           INVESTMENT OBJECTIVES/POLICIES                                        SUB-ADVISOR
-----------------------------------------------------------------------------------------------------------------------------------
BOND             AST Lord Abbett  Bond-Debenture:  seeks high  current  income and the  opportunity  for capital   Lord, Abbett &
                 appreciation  to produce a high total  return.  To pursue its  objective,  the  Portfolio  will   Co. LLC
                 invest,  under  normal  circumstances,  at least 80% of the value of its assets in fixed income securities and normally  invests  primarily in high yield and investment grade debt securities, securities  convertible  in common stock and  preferred  stocks.  The  Portfolio  may find good value in high yield  securities,  sometimes  called  "lower-rated  bonds" or "junk  bonds," and frequently  may have more than half of its assets  invested in those  securities.  At least 20%
                 of the  Portfolio's  assets  must be  invested  in any  combination  of  investment  grade debt securities,  U.S.  Government  securities  and cash  equivalents.  The  Portfolio may also make significant  investments  in  mortgage-backed  securities.  Although the  Portfolio  expects to maintain  a  weighted  average  maturity  in the  range of five to twelve  years,  there are no restrictions  on the overall  Portfolio or on individual  securities.  The Portfolio may invest up to 20% of its net assets in equity securities.
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BOND             AST DeAM Bond:  seeks a high level of income,  consistent  with the  preservation  of  capital.   Deutsche Asset
                 Under  normal  circumstances,  the  Portfolio  invests  at least  80% of its  total  assets  in   Management, Inc.
                 intermediate-term  U.S.  Treasury,   corporate,   mortgage-backed  and  asset-backed,   taxable
                 municipal and tax-exempt  municipal bonds. The Portfolio  invests primarily in investment grade fixed  income  securities  rated  within  the  top  three  rating  categories  of a  nationally recognized  rating  organization.  Fixed  income  securities  may be issued by U.S. and foreign corporations or entities including banks and various government entities.
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BOND             AST PIMCO Total Return Bond:  seeks to maximize total return  consistent  with  preservation of   Pacific
                 capital  and  prudent  investment  management.  The  Portfolio  will  invest  in a  diversified   Investment
                 portfolio of fixed-income  securities of varying maturities.  The average portfolio duration of   Management
                 the  Portfolio  generally  will  vary  within a three-  to  six-year  time  frame  based on the   Company LLC
                 Sub-advisor's forecast for interest rates.
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BOND             AST PIMCO Limited  Maturity Bond: seeks to maximize total return  consistent with  preservation   Pacific
                 of capital  and prudent  investment  management.  The  Portfolio  will invest in a  diversified   Investment
                 portfolio of fixed-income  securities of varying maturities.  The average portfolio duration of   Management
                 the  Portfolio  generally  will  vary  within  a one- to  three-year  time  frame  based on the   Company LLC
                 Sub-advisor's forecast for interest rates.
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MONEY MARKET     AST Money  Market:  seeks high  current  income and  maintain  high  levels of  liquidity.  The   Wells Capital
                 Portfolio  attempts to  accomplish  its  objective by  maintaining  a  dollar-weighted  average   Management, Inc.
                 maturity  of not  more  than 90 days  and by  investing  in  securities  which  have  effective maturities of not more than 397 days.
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EMERGING         Montgomery  Variable Series - Emerging  Markets:  seeks long-term capital  appreciation,  under   Gartmore Global
MARKETS          normal  conditions  by investing at least 80% of its total assets in stocks of companies of any   Asset Management
                 size based in the world's developing  economies.  Under normal market  conditions,  investments   Trust/Gartmore
                 are  maintained  in at least six countries at all times and no more than 35% of total assets in   Global Partners
                 any single one of them.
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EQUITY INCOME    WFVT Equity Income:  seeks long-term capital  appreciation and  above-average  dividend income.   Wells Fargo Funds
                 The  Portfolio  pursues its  objective  primarily by  investing in the common  stocks of large,   Management, LLC
                 domestic companies with  above-average  return potential based on current market valuations and above-average  dividend income. Under normal market conditions,  the Portfolio invests at least
                 80% of its total assets in income producing  equity  securities and in issues of companies with market capitalizations of $3 billion or more.
-----------------------------------------------------------------------------------------------------------------------------------

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                                                                                                                        PORTFOLIO
STYLE/                                                                                                                  ADVISOR/
 TYPE                                           INVESTMENT OBJECTIVES/POLICIES                                        SUB-ADVISOR
-----------------------------------------------------------------------------------------------------------------------------------
STRATEGIC OR     Rydex Variable Trust - Nova: seeks to provide  investment results that match the performance of   Rydex Global
TACTICAL         a specific  benchmark  on a daily  basis.  The  Portfolio's  current  benchmark  is 150% of the   Advisors
ALLOCA-TION      performance  of the S&P 500(R)Index  (the  "underlying  index").  If the  Portfolio  meets  its   (f/k/a PADCO
                 objective,  the value of the Portfolio's  shares will tend to increase on a daily basis by 150%   Advisors II,
                 of the value of any increase in the underlying  index.  When the value of the underlying  index   Inc.)
                 declines,  the value of the Portfolio's shares should also decrease on a daily basis by 150% of the value of any decrease in the underlying  index (e.g., if the underlying  index goes down by
                 5%,  the  value  of the  Portfolio's  shares  should  go down by 7.5% on that  day).  Unlike  a traditional  index  fund,  as its  primary  investment  strategy,  the  Portfolio  invests to a significant  extent in leveraged  instruments,  such as swap agreements,  futures contracts and options on securities, futures contracts, and stock indices, as well as equity securities.
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STRATEGIC OR     Rydex Variable Trust - Ursa: seeks to provide investment results that will inversely  correlate   Rydex Global
TACTICAL         to the performance of the S&P 500(R)Index (the "underlying  index"). If the Portfolio meets its   Advisors (f/k/a
ALLOCA-TION      objective,  the value of the  Portfolio's  shares will tend to increase  during  times when the   PADCO Advisors

                 value  of the  underlying  index is  decreasing.  When the  value  of the  underlying  index is   II, Inc.)
                 increasing,  however,  the value of the Portfolio's  shares should decrease on a daily basis by an inversely  proportionate  amount (e.g., if the underlying  index goes up by 5%, the value of the  Portfolio's  shares should go down by 5% on that day).  Unlike a  traditional  index fund, the Portfolio's  benchmark is to perform exactly  opposite the underlying  index,  and the Ursa
                 Fund will not own the securities  included in the  underlying  index.  Instead,  as its primary investment  strategy,  the  Portfolio  invests  to a  significant  extent  in  short  sales  of securities or futures  contracts and in options on  securities,  futures  contracts,  and stock indices.
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STRATEGIC OR     Rydex Variable Trust - OTC: seeks to provide  investment results that correspond to a benchmark   Rydex Global
TACTICAL         for  over-the-counter  securities.  The Portfolio's  current benchmark is the NASDAQ 100          Advisors
ALLOCA-TION      Index(R) (the "underlying  index").  If the Portfolio meets its objective,  the value of the      (f/k/a PADCO
                 Portfolio's shares  should  increase  on a daily  basis by the amount of any  increase  in the    Advisors II,
                 value of the underlying index.  However,  when the value of the underlying index declines,  the   Inc.)
                 value of the   Portfolio's  shares  should also  decrease  on a daily  basis by the amount of the decrease in value of the underlying  index.  The Portfolio  invests  principally in securities of companies included in the underlying  index. It also may invest in other instruments  whose  performance is  expected  to  correspond  to that of the  underlying index,  and may engage in futures and options transactions and enter into swap agreements.

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MID-CAP EQUITY   INVESCO Variable  Investment  Funds - Dynamics:  seek long-term  capital growth.  The Portfolio   INVESCO Funds
                 invests at least 65% of its assets in common  stocks of mid-sized  companies.  INVESCO  defines   Group, Inc.
                 mid-sized  companies as companies  that are included in the Russell  Midcap Growth Index at the time of purchase,  or if not  included in that Index,  have market  capitalizations  of between
                 $2.5 billion and $15 billion at the time of purchase.  The core of the Portfolio's  investments are in securities of established  companies that are leaders in attractive  growth markets with a history of strong  returns.  The  remainder  of the  Portfolio is invested in  securities  of companies  that show  accelerating  growth,  driven by product  cycles,  favorable  industry or sector  conditions,  and other  factors  that  INVESCO  believes  will  lead to rapid  sales or earnings growth.
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SECTOR           INVESCO Variable  Investment Funds - Technology:  seeks capital growth.  The Portfolio normally   INVESCO Funds
                 invests  80% of its net assets in the  equity  securities  and  equity-related  instruments  of   Group, Inc.
                 companies  engaged in  technology-related  industries.  These include,  but are not limited to, various applied technologies, hardware, software, semiconductors,  telecommunications equipment and services and service-related  companies in information  technology.  Many of these products and services are subject to rapid obsolescence,  which may lower market value of the securities of the  companies  in this  sector.  At any given time,  20% of the  Portfolio's  assets is not required to be invested in the sector.
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                                                                                                                        PORTFOLIO

STYLE/                                                                                                                  ADVISOR/
 TYPE                                           INVESTMENT OBJECTIVES/POLICIES                                        SUB-ADVISOR
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SECTOR           INVESCO  Variable  Investment  Funds - Health  Sciences:  seeks capital  growth.  The Portfolio   INVESCO Funds
                 normally  invests at least 80% of its net assets in the equity  securities  and  equity-related   Group, Inc.
                 instrumentsof  companies that develop,  produce or distribute  products or services  related to health care. These companies  include,  but are not limited to, medical  equipment or supplies, pharmaceuticals,  biotechnology and healthcare  providers and service  companies.  At any given time, 20% of the Portfolio's assets is not required to be invested in the sector.
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SECTOR           INVESCO Variable  Investment Funds - Financial  Services:  seeks capital growth.  The Portfolio   INVESCO Funds
                 normally  invests at least 80% of its net assets in the equity  securities  and  equity-related   Group, Inc.
                 instruments of companies  involved in the financial  services sector.  These companies include, but are not  limited  to,  banks  (regional  and  money-centers),  insurance  companies  (life,
                 property  and  casualty,  and  multiline),   investment  and  miscellaneous  industries  (asset
                 managers,  brokerage  firms,  and  government-sponsored  agencies)  and  suppliers to financial services  companies.  At any given time,  20% of the  Portfolio's  assets is not required to be invested in the sector.
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SECTOR           INVESCO  Variable  Investment  Funds -  Telecommunications:  seeks  capital  growth and current   INVESCO Funds
                 income.  The  Portfolio  normally  invests 80% of its net assets in the equity  securities  and   Group, Inc.
                 equity-related  instruments  of  companies  engaged in the  design,  development,  manufacture, distribution,  or sale of  communications  services  and  equipment,  and  companies  that  are involved in supplying equipment or services to such companies.  The  telecommunications  sector
                 includes,   but  is  not  limited  to,  companies  that  offer  telephone  services,   wireless
                 communications,  satellite communications,  television and movie programming,  broadcasting and
                 Internet access. Many of these products and services are subject to rapid  obsolescence,  which may lower the market value of the  securities  of the  companies  in this sector.  At any given time, 20% of the Portfolio's assets is not required to be invested in the sector.
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INTER-NATIONAL   Evergreen VA International  Growth:  seeks long-term  capital growth and,  secondarily,  modest   Evergreen
EQUITY           income.  The Portfolio invests  primarily in equity securities issued by established,  quality,   Investment
                 non-U.S.  companies  located in countries with developed  markets,  but may purchase across all   Management
                 market  capitalizations.  The  Portfolio  normally  invests  at  least  65%  of its  assets  in   Company, LLC
                 securities  of companies in at least three  different  countries  (other than the U.S.) and may invest in emerging markets and in securities of companies in the formerly  communist  countries of Eastern Europe.  The Portfolio  invests in companies that are both growth  opportunities and value opportunities.

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GLOBAL EQUITY    Evergreen VA Global Leaders:  seeks to provide  investors with long-term  capital  growth.  The   Evergreen
                 Portfolio  normally  invests as least 65% of its assets in a diversified  portfolio of U.S. and   Investment
                 non-U.S.   equity  securities  of  companies  located  in  the  world's  major   industrialized   Management
                 countries.  The Portfolio  will invest in no less than three  countries,  which may include the   Company,
                 U.S.,  but may invest more than 25% of its assets in one country.  The  Portfolio  invests only   LLC
                 in the best 100  companies,  which are  selected by the  Portfolio's  manager  based on as high return on equity,  consistent  earnings growth,  established  market presence and industries or sectors with significant growth prospects.
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SMALL CAP        Evergreen VA Special Equity:  seeks capital  growth.  The Portfolio  normally  invests at least   Evergreen
EQUITY           80% of its assets in common  stocks of small  U.S.  companies  (i.e.,  companies  whose  market   Investment
                 capitalizations  fall within the range of the Russell  2000(R)Index,  at the time of  purchase).  Management
                 The remaining 20% of the  Portfolio's  assets may be represented by cash or invested in various   Company, LLC
                 cash  equivalents.  The Portfolio's  manager selects stocks of companies which it believes have the potential for accelerated growth in earnings and price.

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MID-CAP EQUITY   Evergreen VA Omega:  seeks long-term capital growth.  The Portfolio invests primarily in common   Evergreen
                 stocks and  securities  convertible  into  common  stocks of U.S.  companies  across all market   Investment
                 capitalizations.  The  Portfolio's  managers  employ  a  growth  style  of  equity  management.   Management
                 "Growth" stocks are stocks of companies that the Portfolio's  managers believe have anticipated   Company, LLC
                 earnings ranging from steady to accelerated growth.

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                                                                                                                        PORTFOLIO

STYLE/                                                                                                                  ADVISOR/
 TYPE                                           INVESTMENT OBJECTIVES/POLICIES                                        SUB-ADVISOR
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LARGE CAP        Evergreen VA Capital Growth:  seeks to provide long-term capital growth.  The Portfolio invests   Evergreen
EQUITY           primarily in common  stocks.  The  Portfolio may also invest in preferred  stocks,  convertible   Investment
                 preferred  stocks,  convertible  debentures,  and any other class or type of security which the   Management
                 portfolio manager believes offers the potential for capital growth.  In selecting  investments,   Company,
                 the investment adviser attempts to identify  securities it believes will provide capital growth   LLC/ Pilgrim
                 over the  intermediate  and  long-term  due to changes in the  financial  condition of issuers,   Baxter &
                 changes in financial conditions generally, or other factors.                                      Associates, Ltd.

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LARGE CAP EQUITY Evergreen VA Blue Chip:  seeks  capital  growth with the  potential  for income.  The Portfolio   Evergreen
                 normally  invests at least 80% of its assets in "blue  chip"  stocks.  Blue chip stocks are the   Investment
                 common stocks of  well-established,  large U.S.  companies with a long history of  performance,   Management
                 typically   recognizable   names   representing  a  broad  range  of  industries.   The  market   Company, LLC
                 capitalization  of the stocks  selected  will be within the range tracked by the S&P 500 Index, at the time of purchase.  The remaining 20% of the  Portfolio's  assets may be  represented  by cash or invested in other types of equity  securities,  various cash equivalents or represented by cash. The Portfolio's  stock selection is based on a diversified  style of equity management that allows it to invest in both growth- and value-oriented securities.
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S&P 500 INDEX    Evergreen VA Equity Index:  seeks investment  results that achieve price and yield  performance   Evergreen
                 similar  to the  Standards  and  Poor's 500  Composite  Price  Index  ("S&P 500  Index")*.  The   Investment
                 Portfolio  invests  substantially all of its total assets in equity securities that represent a   Management
                 composite of the S&P 500 Index.  The S&P 500 is an unmanaged  index of 500 common stocks chosen   Company, LLC
                 to reflect the  industries  of the U.S.  economy and is often  considered a proxy for the stock market in general.

                 *"Standard & Poor's(R),"  "S&P(R)," "S&P 500(R),"  "Standard & Poor's 500," and "500" are
                 trademarks of the  McGraw-Hill  Companies,  Inc. and have been  licensed  for use by Evergreen
                 Investment Management  Company,  LLC.  The  Portfolio  is not  sponsored,  endorsed,  sold or promoted by Standard & Poor's and Standard & Poor's makes no  representation  regarding the advisability of investing in the Portfolio.

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BALANCED         Evergreen VA Foundation:  seeks capital growth and current income.  The Portfolio  invests in a   Evergreen
                 combination of common stocks,  preferred stocks and securities  convertible or exchangeable for   Investment
                 common  stocks of large U.S.  companies  (i.e.,  companies  whose market  capitalization  falls   Management
                 within the range  tracked by the Russell 1000(R)Index,  at the time of  purchase). Under normal   Company,
                 circumstances,  the Portfolio will invest at least 25% of its assets in debt securities and the   LLC
                 remainder in equity securities.

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INTER-NATIONAL   ProFund  VP  Europe  30:  seeks  daily  investment  results,  before  fees and  expenses,  that   ProFund Advisors
EQUITY           correspond to the daily  performance of the ProFunds  Europe 30 Index.  The ProFunds  Europe 30   LLC
                 Index,  created by ProFund  Advisors,  is composed of 30 companies whose principal  offices are located  in Europe  and whose  securities  are  traded on U.S.  exchanges  or on the  NASDAQ as depositary  receipts or ordinary  shares.  The  component  companies in the ProFunds  Europe 30
                 Index are  determined  annually  based upon their U.S.  dollar-traded  volume.  Their  relative weights are determined based on a modified market capitalization method.

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INTER-NATIONAL   ProFund VP Asia 30: seeks daily investment results,  before fees and expenses,  that correspond   ProFund Advisors
EQUITY           to the daily  performance  of the ProFunds Asia 30 Index.  The ProFunds Asia 30 Index,  created   LLC

                 by ProFund Advisors,  is composed of 30 of the companies whose principal offices are located in the Asia/Pacific region,  excluding Japan, and whose securities are traded on U.S. exchanges or on the NASDAQ as  depository  receipts or  ordinary  shares.  The  component  companies  in the
                 ProFunds Asia 30 Index are  determined  annually  based upon their U.S.  dollar-traded  volume.
                 Their relative weights are determined based on the modified market capitalization method.

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INTER-NATIONAL   ProFund VP Japan: seeks daily investment results,  before fees and expenses, that correspond to   ProFund Advisors
EQUITY           the daily  performance  of the Nikkei 225 Stock  Average.  Since the  Japanese  markets are not   LLC
                 open when  ProFund VP Japan  values its  shares,  ProFund VP Japan  determines  its  success in meeting this  investment  objective by comparing its daily return on a given day with the daily performance of related  futures  contracts  traded in the United  States.  The Nikkei 225 Stock
                 Average is a price-weighted  index of 225 large,  actively traded Japanese stocks traded on the
                 Tokyo Stock Exchange.  The Index is computed and distributed by the Nihon Keizai Shimbun.

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                                                                                                                        PORTFOLIO
STYLE/                                                                                                                  ADVISOR/
 TYPE                                           INVESTMENT OBJECTIVES/POLICIES                                        SUB-ADVISOR
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SECTOR           ProFund VP Banks: seeks daily investment results,  before fees and expenses, that correspond to   ProFund Advisors
                 the daily  performance  of the Dow Jones U.S.  Banks  Sector  Index.  The Dow Jones U.S.  Banks   LLC
                 Index measures the  performance of the banking  industry of the U.S.  equity market.  Component companies  include all  regional  and major U.S.  domiciled  international  banks,  savings and loans, savings banks,  thrifts,  building  associations and societies.  Investment and merchant banks are excluded.
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SECTOR           ProFund VP Basic Materials:  seeks daily  investment  results,  before fees and expenses,  that   ProFund Advisors
                 correspond to the daily  performance of the Dow Jones U.S. Basic  Materials  Sector Index.  The   LLC
                 Dow Jones U.S. Basic  materials  Sector Index measures the  performance of the basic  materials economic sector of the U.S. equity market.  Component  companies are involved in the production of aluminum,  commodity chemicals,  specialty chemicals,  forest products,  non-ferrous metals, paper products, precious metals and steel.
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SECTOR           ProFund VP  Biotechnology:  seeks daily  investment  results,  before fees and  expenses,  that   ProFund Advisors
                 correspond to the daily  performance of the Dow Jones U.S.  Biotechnology  Index. The Dow Jones   LLC
                 U.S.  Biotechnology  Index measures the performance of the  biotechnology  industry of the U.S.
                 equity  market.  Component  companies  include  those engaged in genetic  research,  and/or the marketing  and  development  of  recombinant  DNA  products.  Makers  of  artificial  blood and contract biotechnology researchers are also included in the Index.
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SECTOR           ProFund VP Consumer Cyclical:  seeks daily investment results,  before fees and expenses,  that   ProFund Advisors
                 correspond to the daily  performance of the Dow Jones U.S.  Consumer Cyclical Sector Index. The   LLC
                 Dow Jones U.S.  Consumer  Cyclical  Sector  Index  measures  the  performance  of the  consumer cyclical  economic  sector of the U.S. equity market.  Component  companies  include  airlines, auto manufacturers,  auto parts, tires, casinos,  consumer  electronics,  recreational products and services,  restaurants,  lodging, toys, home construction, home furnishings and appliances, footwear, clothing and fabrics.
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SECTOR           ProFund VP Consumer  Non-Cyclical:  seeks daily investment  results,  before fees and expenses,   ProFund Advisors
                 that correspond to the daily  performance of the Dow Jones U.S.  Consumer  Non-Cyclical  Sector   LLC
                 Index. The Dow Jones U.S.  Consumer  Non-Cyclical  Sector Index measures the performance of the consumer  non-cyclical  economic sector of the U.S. equity market.  Component companies include beverage  companies,  consumer service  companies,  durable and non-durable  household  product manufacturers, cosmetic companies, food products and agriculture and tobacco products.
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SECTOR           ProFund VP Energy:  seeks daily investment results, before fees and expenses, that correspond     ProFund Advisors
                 to the daily  performance of the Dow Jones U.S. Energy Sector Index.  The Dow Jones U.S. Energy   LLC
                 Sector  Index  measures  the  performance  of the  energy  sector  of the U.S.  equity  market.
                 Component  companies include oil drilling  equipment and services,  coal, oil  companies-major, oil companies-secondary,  pipelines, liquid, solid or gaseous fossil fuel producers and service companies.
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SECTOR           ProFund VP Financial: seeks daily investment results, before fees and expenses,  that             ProFund Advisors
                 correspond to the daily  performance  of the Dow Jones U.S.  Financial  Sector  Index.  The Dow   LLC
                 Jones U.S.  Financial Sector Index measures the performance of the financial  services economic sector of the U.S.  equity market.  Component  companies  include  regional  banks,  major U.S.
                 domiciled  international banks, full line, life, and property and casualty insurance companies, companies that invest,  directly or indirectly in real estate,  diversified financial companies such  as  Fannie  Mae,  credit  card  insurers,  check  cashing  companies,  mortgage  lenders, investment  advisers and securities  broker-dealers,  investment banks,  merchant banks, online brokers, publicly traded stock exchanges.
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                                                                                                                        PORTFOLIO

STYLE/                                                                                                                  ADVISOR/
 TYPE                                           INVESTMENT OBJECTIVES/POLICIES                                        SUB-ADVISOR
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SECTOR           ProFund VP Healthcare: seeks daily investment results, before fees and expenses, that             ProFund Advisors
                 correspond to the daily  performance of the Dow Jones U.S.  Healthcare  Sector Index.  The Down   LLC
                 Jones U.S.  healthcare Sector Index measures the performance of the healthcare  economic sector of the U.S. equity market.  Component  companies  include health care providers,  biotechnology companies, medical supplies, advanced medical devices and pharmaceuticals.
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SECTOR           ProFund VP Industrial: seeks daily investment results, before fees and expenses, that             ProFund Advisors
                 correspond to the daily  performance  of the Dow Jones U.S.  Industrial  Sector Index.  The Dow   LLC
                 Jones U.S.  Industrial Sector Index measures the performance of the industrial  economic sector
                 of  the  U.S.  equity  market.   Component   companies   include  building   materials,   heavy
                 construction,  factory  equipment,  heavy machinery,  industrial  services,  pollution control,
                 containers  and  packaging,   industrial  diversified,   air  freight,  marine  transportation,
                 railroads,  trucking,  land-transportation  equipment,  shipbuilding,  transportation services, advanced industrial equipment, electric components and equipment, and aerospace.
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SECTOR           ProFund VP Internet:  seeks daily investment results, before fees and expenses, that correspond   ProFund Advisors
                 to the daily  performance  of the Dow  Jones  U.S.  Internet  Index.  The Dow  Jones  Composite   LLC
                 Internet Index measures the  performance of stocks in the U.S. equity markets that generate the majority  of their  revenues  from the  Internet.  The  Index is  composed  of two  sub-groups:
                 Internet  Commerce - companies that derive the majority of their revenues from providing  goods and/or services through an open network,  such as a web site; and Internet Services - companies that derive the majority of their revenues from  providing  access to the Internet or providing services to people using the Internet.
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SECTOR           ProFund VP  Pharmaceuticals:  seeks daily investment  results,  before fees and expenses,  that   ProFund Advisors
                 correspond to the daily  performance of the Dow Jones U.S.  Pharmaceuticals  Sector Index.  The   LLC
                 Dow Jones U.S.  Pharmaceuticals Index measures the performance of the pharmaceuticals  industry of the U.S.  equity  market.  Component  companies  include  the  makers  of  prescription  and over-the-counter  drugs, such as aspirin, cold remedies,  birth control pills, and vaccines, as well as companies engaged in contract drug research..
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SECTOR           ProFund VP Precious Metals: seeks daily investment results, before fees and expenses, that        ProFund Advisors
                 correspond to the daily  performance  of the  Philadelphia  Stock Exchange Gold & Silver Sector   LLC
                 Index.  The  Philadelphia  Stock Exchange Gold and Silver Sector Index measures the performance of the gold and  silver  mining  industry  of the global  equity  market.  Component  companies include  companies  involved in the mining and production of gold,  silver,  and other precious metals,  precious  stones and pearls.  The Index does not include  producers  of  commemorative medals and coins that are made of these metals.
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SECTOR           ProFund VP Real Estate: seeks daily investment results, before fees and expenses, that            ProFund Advisors
                 correspond to the daily  performance of the Dow Jones U.S. Real Estate  Index.  The Dow Jones     LLC
                 U.S. Real Estate Index measures the performance of the real estate industry of the U.S. equity market. Component companies include those that  invest  directly  or  indirectly  through
                 development, management or ownership of shopping  malls,  apartment  buildings,   housing
                 developments  and, real estate  investment  trusts ("REITs") that invest in apartments,  office and  retail  properties.  REITs are  passive  investment  vehicles  that  invest  primarily  in income-producing real estate or real estate related loans or interests.
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SECTOR           ProFund VP  Semiconductor:  seeks daily  investment  results,  before fees and  expenses,  that   ProFund Advisors
                 correspond to the daily  performance of the Dow Jones U.S.  Semiconductor  Index. The Dow Jones   LLC
                 U.S.  Semiconductor  Index measures the performance of the  semiconductor  industry of the U.S.
                 equity market.  Component  companies are engaged in the production of semiconductors  and other integrated chips, as well as other related products such as circuit boards and motherboards.
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                                                                                                                        PORTFOLIO
STYLE/                                                                                                                  ADVISOR/
 TYPE                                           INVESTMENT OBJECTIVES/POLICIES                                        SUB-ADVISOR
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SECTOR           ProFund VP Technology:  seeks daily investment results, before fees and  expenses,  that          ProFund Advisors
                 correspond to the daily  performance  of the Dow Jones U.S.  Technology  Sector Index.  The Dow   LLC
                 Jones U.S.  Technology  Sector Index measures the  performance of the technology  sector of the
                 U.S.  equity  market.  Component  companies  include  those  involved in  computers  and office
                 equipment,  software,   communications  technology,   semiconductors,   diversified  technology
                 services and internet services.
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SECTOR           ProFund VP Telecommunications:  seeks daily investment results,  before fees and expenses, that   ProFund Advisors
                 correspond to the daily performance of the Dow Jones U.S.  Telecommunications Sector Index. The   LLC
                 Dow Jones U.S. Telecommunications Sector Index measures the performance of  the telecommunications  economic  sector of the U.S.  equity market.  Component  companies  include fixed line communications and wireless communications companies.
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SECTOR           ProFund  VP  Utilities:  seeks  daily  investment  results,  before  fees  and  expenses,  that   ProFund Advisors
                 correspond to the daily  performance  of the Dow Jones U.S.  Utilities  Sector  Index.  The Dow   LLC
                 Jones U.S.  Utilities Sector Index measures the performance of the utilities economic sector of the U.S. equity market.  Component  companies  include  electric  utilities,  gas utilities and water utilities.
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THE PROFUND VP  PORTFOLIOS  DESCRIBED  BELOW ARE  AVAILABLE AS  SUB-ACCOUNTS  TO ALL ANNUITY  OWNERS.  EACH  PORTFOLIO  PURSUES AN
INVESTMENT STRATEGY THAT SEEKS TO PROVIDE DAILY INVESTMENT RESULTS,  BEFORE FEES AND EXPENSES, THAT MATCH A WIDELY FOLLOWED INDEX,
INCREASE BY A SPECIFIED  FACTOR RELATIVE TO THE INDEX,  MATCH THE INVERSE OF THE INDEX OR THE INVERSE OF THE INDEX MULTIPLIED BY A
SPECIFIED  FACTOR.  THE  INVESTMENT  STRATEGY OF SOME OF THE PORTFOLIOS MAY MAGNIFY (BOTH  POSITIVELY  AND  NEGATIVELY)  THE DAILY
INVESTMENT  RESULTS OF THE APPLICABLE  INDEX. IT IS RECOMMENDED  THAT ONLY THOSE ANNUITY OWNERS WHO ENGAGE A FINANCIAL  ADVISOR TO
ALLOCATE THEIR ACCOUNT VALUE USING A STRATEGIC OR TACTICAL ASSET ALLOCATION STRATEGY INVEST IN THESE PORTFOLIOS.  WE HAVE ARRANGED
THE PORTFOLIOS BASED ON THE INDEX ON WHICH IT'S INVESTMENT STRATEGY IS BASED.

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The S&P 500 Index(R)is a widely used measure of large-cap U.S. stock market  performance.  It includes a representative  sample of leading companies in leading  industries.  Companies are selected for inclusion in the Index by Standard & Poor's(R)for being U.S.
companies with adequate liquidity, appropriate market capitalization financial viability and public float.

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S&P 500          ProFund VP Bull: seeks daily investment results,  before fees and expenses,  that correspond to   ProFund Advisors
                 the daily performance of the S&P 500(R)Index.                                                     LLC
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S&P 500          ProFund VP Bear: seeks daily investment results, before fees and expenses, that correspond to     ProFund Advisors
                 the inverse  (opposite) of the daily performance of the S&P 500(R)Index. If ProFund VP Bear is    LLC
                 successful in meeting its objective,  its net asset value should gain  approximately  the same, on a  percentage  basis, as any decrease in the S&P 500(R)Index when the Index declines on a given  day.  Conversely, its net asset value  should lose approximately the same, on a percentage basis, as any increase in the Index when the Index rises on a given day.
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S&P 500          ProFund VP UltraBull (f/k/a ProFund VP Bull Plus): seeks daily investment results,  before fees   ProFund Advisors
                 and expenses, that correspond to twice (200%) the daily  performance of the S&P 500(R)Index. If   LLC
                 the ProFund VP UltraBull is  successful  in meeting its  objective,  its net asset value should gain  approximately twice as much, on a percentage basis, as the S&P 500(R)Index when the Index rises on a given day.  Conversely,  its net asset  value  should  lose  approximately  twice as much,  on a percentage  basis,  as the Index when the Index  declines on a given day.  Prior to
                 May 1, 2003,  ProFund VP UltraBull was named "ProFund VP Bull Plus" and sought daily investment results that corresponded to one and one-half times the daily performance of the S&P
                 500(R)Index
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                                                                                                                        PORTFOLIO
STYLE/                                                                                                                  ADVISOR/
 TYPE                                           INVESTMENT OBJECTIVES/POLICIES                                        SUB-ADVISOR
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The  NASDAQ-100  Index(R)is a market  capitalization  weighted index that includes 100 of the largest  domestic and  international non-financial companies listed on The NASDAQ Stock Market.
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NASDAQ 100       ProFund VP OTC: seeks daily investment  results,  before fees and expenses,  that correspond to   ProFund Advisors
                 the daily  performance  of the NASDAQ-100 Index(R). "OTC" in the name of ProFund VP OTC reflers   LLC
                 to  securities  that do not  trade on a U.S.  securities  exchange,  as  registered  under  the
                 Securities Exchange Act of 1934.
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NASDAQ 100       ProFund VP Short OTC: seeks daily investment results, before fees and expenses,  that             ProFund Advisors
                 correspond to the inverse  (opposite) of the daily  performance of the NASDAQ-100 Index(R). If    LLC
                 ProFund VP Short OTC is  successful in meeting its  objective,  its net asset value should gain approximately  the same, on a percentage  basis, as any decrease in the NASDAQ-100  Index(R)when the Index declines on a given day.  Conversely,  its net asset value should lose  approximately the same, on a percentage  basis,  as any increase in the Index when the Index rises on a given day.  "OTC" in the name of  ProFund VP Short OTC  refers to  securities  that do not trade on a
                 U.S. securities exchange, as registered under the Securities Exchange Act of 1934.
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NASDAQ 100       ProFund VP UltraOTC:  seeks daily investment results, before fees and expenses, that correspond   ProFund Advisors
                 to twice (200%) the daily  performance  of the NASDAQ-100  Index(R). If ProFund VP  UltraOTC is   LLC
                 successful in meeting its  objective,  its net asset value should gain  approximately  twice as much,  on a percentage  basis,  as the  NASDAQ-100  Index(R)when the Index rises on a given day.
                 Conversely,  its net asset  value  should lose  approximately  twice as much,  on a  percentage basis,  as the Index when the Index  declines  on a given day.  "OTC" in the name of ProFund VP
                 UltraOTC refers to securities that do not trade on a U.S.  securities  exchange,  as registered under the Securities Exchange Act of 1934.
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The S&P MidCap 400 Index(R)is a widely used measure of mid-sized company U.S. stock market performance. Companies are selected for inclusion in the Index by Standard & Poor's(R)for being U.S. companies with adequate liquidity, appropriate market capitalization, financial viability and public float.
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S&P MIDCAP 400   ProFund VP Mid-Cap Value:  seeks daily investment results, before fees and expenses, that         ProFund Advisors
                 correspond  to the  daily  performance  of the  S&P  MidCap 400/Barra  Value  Index(R). The S&P   LLC
                 MidCap400/Barra  Value Index(R)is designed to differentiate  between fast growing  companies and slower  growing or  undervalued  companies.  Standard & Poor's and Barra  cooperate to employ a price-to-book value calculation whereby the market  capitalization of the S&P MidCap 400 Index(R)
                 is divided equally between growth and value.  The Index is rebalanced twice per year.
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S&P MIDCAP 400   ProFund VP Mid-Cap  Growth:  seeks daily  investment  results,  before fees and expenses,  that   ProFund Advisors
                 correspond to the daily  performance of the S&P MidCap 400/Barra Growth Index(R). The S&P         LLC
                 MidCap 400/Barra Growth Index(R)is designed to differentiate  between fast growing companies and slower growing  or  undervalued  companies.  Standard  &  Poor's  and  Barra  cooperate  to employ  a price-to-book value calculation whereby the market  capitalization of the S&P MidCap
                 400 Index(R) is divided equally between growth and value. The Index is rebalanced twice per year..
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S&P MIDCAP 400   ProFund VP  UltraMid-Cap:  seeks  daily  investment  results,  before fees and  expenses,  that   ProFund Advisors
                 correspond to twice (200%) the daily  performance of the S&P MidCap 400 Index(R). If ProFund VP   LLC
                 UltraMid-Cap  is  successful  in  meeting  its  objective,  its net  asset  value  should  gain approximately  twice as much,  on a  percentage  basis,  as the S&P MidCap 400 Index(R)when the
                 Index rises on a given day.  Conversely,  its net asset value should lose  approximately  twice as much, on a percentage basis, as the Index when the Index declines on a given day.
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                                                                                                                        PORTFOLIO
STYLE/                                                                                                                  ADVISOR/
 TYPE                                           INVESTMENT OBJECTIVES/POLICIES                                        SUB-ADVISOR
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The S&P SmallCap 600 Index(R)consists of 600 domestic stocks chosen for market size, liquidity, and industry group representation.
The Index comprises stocks from the industrial, utility, financial, and transportation sectors.
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S&P SMALLCAP     ProFund VP Small-Cap Value: seeks daily investment results, before fees and expenses, that        ProFund Advisors
600              correspond  to the daily  performance  of the S&P  SmallCap  600/Barra  Value Index(R). The S&P   LLC
                 SmallCap  600/Barra Value Index(R)is designed to  differentiate  between fast growing  companies and slower growing or undervalued  companies.  Standard & Poor's and Barra cooperate to emply a price-to-book  value  calculation  whereby the market  capitalization  of the S&P  SmallCap 600
                 Index(R)is divided equally between growth and value.  The ndex is rebalanced twice per year.
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S&P SMALLCAP     ProFund VP Small-Cap Growth:  seeks daily investment  results,  before fees and expenses, that    ProFund Advisors
600              correspond  to the daily  performance  of the S&P SmallCap  600/Barra Growth Index(R). The S&P    LLC
                 SmallCap 600/Barra Growth Index(R)is designed to differentitate  between fast growing companies and slower growing or undervalued  companies.  Standard & Poor's and Barra  cooperate to employ a price-to-book  value calculation  whereby the market  capitalization-of  the S&P SmallCap 600
                 Index(R)is divided equally between growth and value.  The Index is rebalanced twice per year.
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The  Russell  2000  Index(R)measures  the  performance  of the 2,000 small  companies  in the  Russell  3000  Index(R)representing approximately 8% of the total market  capitalization of the Russell 3000 Index(R),  which in turn represents  approximately 98% of the investable U.S. equity market.
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RUSSELL 2000     ProFund VP  UltraSmall-Cap: seeks daily investment results, before fees and expenses, that        ProFund Advisors
                 correspond  to twice (200%) the daily  performance of the Russell 2000(R)Index. If ProFund VP     LLC
                 UltraSmall-Cap  is  successful  in meeting  its  objective,  its net asset  value  should  gain approximately  twice as much, on a percentage  basis, as the Russell 2000 Index(R)when the Index rises on a given day.  Conversely,  its net asset  value  should  lose  approximately  twice as much, on a percentage basis, as the Index when the Index declines on a given day.
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U.S. GOV'T       ProFund VP U.S.  Government  Plus: seeks daily  investment  results,  before fees and expenses,   ProFund Advisors
BOND             that  correspond  to one and  one-quarter  times  (125%) the daily  price  movement of the most   LLC
                 recently  issued  30-year U.S.  Treasury  Bond ("Long  Bond").  In  accordance  with its stated
                 objective,  the net asset value of ProFund VP U.S. Government Plus generally should decrease as interest  rates  rise.  If  ProFund  VP U.S.  Government  Plus is  successful  in  meeting  its objective,  its net asset value should gain  approximately  one and one-quarter times (125%) as much,  on a  percentage  basis,  as any  daily  increase  in the  Long  Bond  on a  given  day.
                 Conversely,  its net asset value should lose  approximately one and one-quarter (125%) as much, on a percentage basis, as any daily decrease in the Long Bond on a given day.
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U.S. GOV'T       ProFund VP Rising Rates Opportunity:  seeks daily investment results, before fees and expenses,   ProFund Advisors
BOND             that correspond to one and one-quarter  times (125%) the inverse  (opposite) of the daily price   LLC
                 movement of the most recently  issued Long Bond. In accordance with its stated  objective,  the net asset value of ProFund VP rising Rates  Opportunity  generally  should decrease as interest rates fall. If ProFund VP Rising Rates  Opportunity  is  successful  in meeting its  objective, its net asset value should gain  approximately  one and one-quarter  times (125%) as much, on a percentage  basis, as any daily decrease in the Long Bond on a given day.  Conversely,  its net asset  value  should  lose  approximately  one and  one-quarter  times  (125%)  as  much,  on a percentage basis, as any daily increase in the Long Bond on a given day.

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                                                                                                                        PORTFOLIO

STYLE/                                                                                                                  ADVISOR/
 TYPE                                           INVESTMENT OBJECTIVES/POLICIES                                        SUB-ADVISOR
-----------------------------------------------------------------------------------------------------------------------------------
Each  portfolio of the First Defined  Portfolio  Fund LLC invests in the  securities of a relatively few number of issuers or in a particular  sector of the economy.  Since the assets of each  portfolio  are invested in a limited  number of issuers or a limited sector of the economy,  the net asset value of the portfolio may be more  susceptible to a single adverse  economic,  political or regulatory  occurrence.  Certain of the portfolios may also be subject to additional  market risk due to their policy of investing based on an  investment  strategy  and  generally  not buying or selling  securities  in  response  to market  fluctuations.  Each portfolio's  relative  lack of diversity  and limited  ongoing  management  may subject  Owners to greater  market risk than other portfolios.

The stock selection date for each of the strategy  Portfolios of the First Defined Portfolio Fund LLC is on or about December 31st of each year. The holdings for each strategy  Portfolio will be adjusted annually on or about December 31st in accordance with the
Portfolio's  investment strategy. At that time, the percentage  relationship among the shares of each issuer held by the Portfolio is established.  Through the next one-year period that percentage will be maintained as closely as practicable  when the Portfolio makes subsequent purchases and sales of the securities.
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LARGE CAP        First Trust(R)10 Uncommon  Values: seeks to provide above-average capital appreciation. The       First Trust
BLEND            Portfolio  seeks to achieve its  objective  by  investing  primarily  in the ten common  stocks   Advisors L.P.
                 selected by the Investment  Policy Committee of Lehman Brothers Inc.  ("Lehman  Brothers") with the assistance of the Research  Department of Lehman  Brothers which, in their opinion have the greatest  potential for capital  appreciation  during the next year. The stocks included in the
                 Portfolio  are adjusted  annually on or about July 1st in  accordance  with the  selections  of
                 Lehman Brothers.
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INTER-           The  Prudential  Series  Fund,  Inc.  - SP  Jennison  International  Growth:  seeks to  provide   Prudential
NATIONAL         long-term   growth  of  capital.   The   Portfolio   pursues  its  objective  by  investing  in   Investments LLC/
EQUITY           equity-related  securities of foreign  issuers that the  Sub-advisor  believes will increase in   Jennison
                 value over a period of years.  The  Portfolio  invests  primarily  in the common stock of large   Associates
                 and  medium-sized  foreign  companies.  Under normal  circumstances,  the Portfolio  invests at   LLC
                 least 65% of its total  assets in common  stock of foreign  companies  operating or based in at least five different  countries.  The Portfolio  looks  primarily for stocks of companies whose earnings are growing at a faster rate than other companies and that have  above-average  growth in earnings and cash flow, improving profitability,  strong balance sheets, management strength and strong  market  share for its  products.  The  Portfolio  also tries to buy such  stocks at attractive prices in relation to their growth prospects.
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"Standard & Poor's(R)," "S&P(R)," "S&P 500(R)," "Standard & Poor's 500," and
"500" are trademarks of the McGraw-Hill Companies, Inc. and have been licensed for use by American Skandia Investment Services, Incorporated. The Portfolio is
not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard &
Poor's makes no representation regarding the advisability of investing in the
Portfolio.

The First Trust(R)10 Uncommon Values portfolio is not sponsored or created by
Lehman Brothers, Inc. ("Lehman Brothers"). Lehman Brothers' only relationship to
First Trust is the licensing of certain trademarks and trade names of Lehman
Brothers and of the "10 Uncommon Values" which is determined, composed and calculated by Lehman Brothers without regard to First Trust or the First
Trust(R)10 Uncommon Values portfolio.

Dow Jones has no relationship to the ProFunds VP, other than the licensing of the Dow Jones sector indices and its service marks for use in connection with the ProFunds VP. The ProFunds VP are not sponsored, endorsed, sold, or promoted by Standard & Poor's or NASDAQ, and neither Standard & Poor's nor NASDAQ makes any representations regarding the advisability of investing in the ProFunds VP.

WHAT ARE THE FIXED INVESTMENT OPTIONS?

We offer fixed investment options of different durations during the accumulation period. These "Fixed Allocations" earn a guaranteed fixed rate of interest for a specified period of time, called the "Guarantee Period." In most states, we offer Fixed Allocations with Guarantee Periods from 1 to 10 years. We may also offer special purpose Fixed Allocations for use with certain optional investment programs. We guarantee the fixed rate for the entire Guarantee Period. However, if you withdraw or transfer Account Value before the end of the Guarantee
Period, we will adjust the value of your withdrawal or transfer based on a formula, called a "Market Value Adjustment." The Market Value Adjustment can
either be positive or negative, depending on the rates that are currently being credited on Fixed Allocations. Please refer to the section entitled "How does the Market Value Adjustment Work?" for a description of the formula along with examples of how it is calculated. You may allocate Account Value to more than one Fixed Allocation at a time.

Fixed Allocations may not be available in all states. Availability of Fixed
Allocations is subject to change and may differ by state and by the annuity product you purchase. Please call American Skandia at 1-800-766-4530 to determine availability of Fixed Allocations in your state and for your annuity product.

FEES AND CHARGES

WHAT ARE THE CONTRACT FEES AND CHARGES?

There is no Contingent Deferred Sales Charge applied if you surrender your
Annuity or make a partial withdrawal.

Transfer Fee: Currently, you may make twenty (20) free transfers between investment options each Annuity Year. We will charge $10.00 for each transfer after the twentieth in each Annuity Year. We do not consider transfers made as part of a dollar cost averaging program when we count the twenty free transfers.
Transfers made as part of a rebalancing, market timing or third party investment advisory service will be subject to the twenty-transfer limit. However, all transfers made on the same day will be treated as one (1) transfer. Renewals or transfers of Account Value from a Fixed Allocation at the end of its Guarantee
Period are not subject to the Transfer Fee and are not counted toward the twenty free transfers. We may reduce the number of free transfers allowable each
Annuity Year (subject to a minimum of eight) without charging a Transfer Fee unless you make use of electronic means to transmit your transfer requests. We may eliminate the Transfer Fee for transfer requests transmitted electronically or through other means that reduce our processing costs.

Annual Maintenance Fee: During the accumulation period we deduct an Annual
Maintenance Fee. The Annual Maintenance Fee is $35.00 or 2% of your Account
Value invested in the variable investment options, whichever is less. This fee will be deducted annually on the anniversary of the Issue Date of your Annuity or, if you surrender your Annuity during the Annuity Year, the fee is deducted at the time of surrender. Currently, the Annual Maintenance Fee is only deducted if your Account Value is less than $100,000 on the anniversary of the Issue Date or at the time of surrender. We may increase the Annual Maintenance Fee.
However, any increase will only apply to Annuities issued after the date of the increase.

Tax Charges: Several states and some municipalities charge premium taxes or similar taxes. The amount of tax will vary from jurisdiction to jurisdiction and is subject to change. The tax charge currently ranges up to 3 1/2%. We generally will deduct the amount of tax payable at the time the tax is imposed, but may also decide to deduct tax charges from each Purchase Payment at the time of a withdrawal or surrender of your Annuity or at the time you elect to begin receiving annuity payments. We may assess a charge against the Sub-accounts and the Fixed Allocations equal to any taxes which may be imposed upon the separate accounts.

WHAT CHARGES APPLY SOLELY TO THE VARIABLE INVESTMENT OPTIONS?

Insurance Charge: We deduct an Insurance Charge daily against the average daily assets allocated to the Sub-accounts. The Insurance Charge is the combination of the Mortality & Expense Risk Charge (1.50%) and the Administration Charge
(0.15%). The total charge is equal to 1.65% on an annual basis. The Insurance
Charge is intended to compensate American Skandia for providing the insurance benefits under the Annuity, including the Annuity's basic death benefit that provides guaranteed benefits to your beneficiaries even if the market declines and the risk that persons we guarantee annuity payments to will live longer than our assumptions. The charge also covers administrative costs associated with providing the Annuity benefits, including preparation of the contract, confirmation statements, annual account statements and annual reports, legal and accounting fees as well as various related expenses. Finally, the charge covers the risk that our assumptions about the mortality risks and expenses under this
Annuity are incorrect and that we have agreed not to increase these charges over time despite our actual costs. We may increase the portion of the total
Insurance Charge that is deducted for administrative costs; however, any increase will only apply to Annuities issued after the date of the increase.

American Skandia may make a profit on the Insurance Charge if, over time, the actual cost of providing the guaranteed insurance obligations under the Annuity are less than the amount we deduct for the Insurance Charge. To the extent we make a profit on the Insurance Charge, such profit may be used for any other corporate purpose, including payment of other expenses that American Skandia incurs in promoting, distributing, issuing and administering the Annuity.

The Insurance Charge is not deducted against assets allocated to a Fixed
Allocation. However, the amount we credit to Fixed Allocations may also reflect similar assumptions about the insurance guarantees provided under the Annuity.

Optional Benefits: If you elect to purchase the Guaranteed Return Option, we will deduct an additional charge on a daily basis from your Account Value allocated to the Sub-accounts. The additional charge is included in the daily calculation of the Unit Price for each Sub-account. If you elect to purchase one or more optional death benefits, we will deduct the annual charge from your
Account Value on the anniversary of your Annuity's Issue Date. Under certain circumstances, we may deduct a pro-rata portion of the annual charge for any optional Death Benefit. The charge for each optional benefit is deducted in addition to the Insurance Charge due to the increased insurance risk associated with the optional benefits. Please refer to the section entitled "Death Benefit"
for a description of the charge for each Optional Death Benefit. Please refer to the section entitled "Managing Your Account Value - Do you offer programs designed to guarantee a "return of premium" at a future date?" for a description of the charge for the Guaranteed Return Option.

WHAT CHARGES ARE ASSESSED BY THE PORTFOLIOS?

We do not assess any charges directly against the Portfolios. However, each
Portfolio charges a total annual fee comprised of an investment management fee, operating expenses and any distribution and service (12b-1) fees that may apply.
These fees are deducted daily by each Portfolio before it provides American
Skandia with the net asset value as of the close of business each day. More detailed information about fees and charges can be found in the prospectuses for the Portfolios. Please also see "Service Fees Payable by Underlying Funds".

WHAT CHARGES APPLY TO THE FIXED ALLOCATIONS?

No specific fee or expenses are deducted when determining the rate we credit to a Fixed Allocation. However, for some of the same reasons that we deduct the
Insurance Charge against Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Allocations. Any
Tax Charge applies to amounts that are taken from the variable investment options or the Fixed Allocations. A Market Value Adjustment may also apply to transfers, certain withdrawals, surrender or annuitization from a Fixed
Allocation.

WHAT CHARGES APPLY IF I CHOOSE AN ANNUITY PAYMENT OPTION?

In certain states a tax is due if and when you exercise your right to receive periodic annuity payments. The amount payable will depend on the applicable jurisdiction and on the annuity payment option you select. If you select a fixed payment option, the amount of each fixed payment will depend on the Account
Value of your Annuity when you elected to annuitize. There is no specific charge deducted from these payments; however, the amount of each annuity payment reflects assumptions about our insurance expenses. If you select a variable payment option that we may offer, then the amount of your benefits will reflect changes in the value of your Annuity and will continue to be subject to an insurance charge.

EXCEPTIONS/REDUCTIONS TO FEES AND CHARGES

We may reduce or eliminate certain fees and charges or alter the manner in which the particular fee or charge is deducted. For example, we may reduce or eliminate the amount of the Annual Maintenance Fee or reduce the portion of the total Insurance Charge that is deducted as an Administration Charge. Generally, these types of changes will be based on a reduction to our sales, maintenance or administrative expenses due to the nature of the individual or group purchasing the Annuity. Some of the factors we might consider in making such a decision are: (a) the size and type of group; (b) the number of Annuities purchased by an
Owner; (c) the amount of Purchase Payments or likelihood of additional Purchase
Payments; and/or (d) other transactions where sales, maintenance or administrative expenses are likely to be reduced. We will not discriminate unfairly between Annuity purchasers if and when we reduce the portion of the
Insurance Charge attributed to the charge covering administrative costs.

PURCHASING YOUR ANNUITY

WHAT ARE OUR REQUIREMENTS FOR PURCHASING THE ANNUITY?

Initial Purchase Payment: You must make a minimum initial Purchase Payment of
$15,000. However, if you decide to make payments under a systematic investment or "bank drafting" program, we will accept a lower initial Purchase Payment provided that, within the first Annuity Year, you make at least $15,000 in total
Purchase Payments.

Where allowed by law, initial Purchase Payments in excess of $1,000,000 require our approval prior to acceptance. We may apply certain limitations and/or restrictions on the Annuity as a condition of our acceptance, including limiting the liquidity features or the Death Benefit protection provided under the
Annuity, limiting the right to make additional Purchase Payments, changing the number of transfers allowable under the Annuity or restricting the Sub-accounts that are available. Other limitations and/or restrictions may apply.

Except as noted below, Purchase Payments must be submitted by check drawn on a
U.S. bank, in U.S. dollars, and made payable to American Skandia. Purchase
Payments may also be submitted via 1035 exchange or direct transfer of funds.
Under certain circumstances, Purchase Payments may be transmitted to American
Skandia via wiring funds through your investment professional's broker-dealer firm. Additional Purchase Payments may also be applied to your Annuity under an arrangement called "bank drafting" where you authorize us to deduct money directly from your bank account. We may reject any payment if it is received in an unacceptable form. Our acceptance of a check is subject to our ability to collect funds.

Age Restrictions: There is no age restriction to purchase the Annuity. However, the basic Death Benefit provides greater protection for persons under age 85.
There is no Contingent Deferred Sales Charge deducted upon surrender or partial withdrawal. However, if you take a distribution prior to age 591/2, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain. The availability of certain optional benefits may vary based on the age of the Owner on the Issue Date of the Annuity.

Owner, Annuitant and Beneficiary Designations: On your Application, we will ask you to name the Owner(s), Annuitant and one or more Beneficiaries for your
Annuity.

|X|  Owner: The Owner(s) holds all rights under the Annuity. You may name more than one Owner in which case all ownership rights are held jointly.
     However, this Annuity does not provide a right of survivorship. Refer to the Glossary of Terms for a complete description of the term "Owner."

|X|  Annuitant: The Annuitant is the person we agree to make annuity payments to and upon whose life we continue to make such payments. You must name an
     Annuitant who is a natural person. We do not accept a designation of joint
     Annuitants during the accumulation period. Where allowed by law, you may name one or more Contingent Annuitants. A Contingent Annuitant will become the Annuitant if the Annuitant dies before the Annuity Date. Please refer to the discussion of "Considerations for Contingent Annuitants" in the Tax
     Considerations section of the Prospectus.

|X|  Beneficiary: The Beneficiary is the person(s) or entity you name to receive the death benefit. If no beneficiary is named the death benefit will be paid to you or your estate.

Your right to make certain designations may be limited if your Annuity is to be used as an IRA or other "qualified" investment that is given beneficial tax treatment under the Code. You should seek competent tax advice on the income, estate and gift tax implications of your designations.

MANAGING YOUR ANNUITY

MAY I CHANGE THE OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS?

You may change the Owner, Annuitant and Beneficiary designations by sending us a request in writing. Where allowed by law, such changes will be subject to our acceptance. Some of the changes we will not accept include, but are not limited to:

|X|  a new Owner subsequent to the death of the Owner or the first of any joint
     Owners to die, except where a spouse-Beneficiary has become the Owner as a result of an Owner's death;

|X|  a new Annuitant subsequent to the Annuity Date;

|X|  for "non-qualified" investments, a new Annuitant prior to the Annuity Date if the Annuity is owned by an entity; and

|X|  a change in Beneficiary if the Owner had previously made the designation irrevocable.

SPOUSAL OWNERS/SPOUSAL BENEFICIARIES

If an Annuity is co-owned by spouses, we will assume that the sole primary
Beneficiary is the surviving spouse unless you elect an alternative Beneficiary designation. Unless you elect an alternative Beneficiary designation, upon the death of either spousal Owner, the surviving spouse may elect to assume ownership of the Annuity instead of taking the Death Benefit payment. The Death
Benefit that would have been payable will be the new Account Value of the
Annuity as of the date of due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the beneficiary of the surviving spouse, the new
Account Value will be considered as the initial Purchase Payment. However, any additional Purchase Payments applied after the date the assumption is effective will be subject to all provisions of the Annuity.

SPOUSAL CONTINGENT ANNUITANT

If the Annuity is owned by an entity and the surviving spouse is named as a
Contingent Annuitant, upon the death of the Annuitant, the surviving spouse will become the Annuitant. No Death Benefit is payable upon the death of the
Annuitant. However, the Account Value of the Annuity as of the date of due proof of death of the Annuitant (and any required proof of the spousal relationship)
will reflect the amount that would have been payable had a Death Benefit been paid.

MAY I RETURN THE ANNUITY IF I CHANGE MY MIND?

If after purchasing your Annuity you change your mind and decide that you do not want it, you may return it to us within a certain period of time known as a right to cancel period. This is often referred to as a "free-look." Depending on the state in which you purchased your Annuity, and, in some states, if you purchased the Annuity as a replacement for a prior contract, the right to cancel period may be ten (10) days, twenty-one (21) days or longer, measured from the time that you received your Annuity. If you return your Annuity, during the applicable period, we will refund your current Account Value plus any tax charge deducted. This amount may be higher or lower than your original Purchase
Payment. Where required by law, we will return your current Account Value or the amount of your initial Purchase Payment, whichever is greater. The same rules may apply to an Annuity that is purchased as an IRA. In any situation where we are required to return the greater of your Purchase Payment or Account Value, we may allocate your Account Value to the AST Money Market Sub-account during the right to cancel period and for a reasonable additional amount of time to allow for delivery of your Annuity.

MAY I MAKE ADDITIONAL PURCHASE PAYMENTS?

The minimum amount that we accept as an additional Purchase Payment is $100 unless you participate in American Skandia's Systematic Investment Plan or a
periodic purchase payment program. We will allocate any additional Purchase
Payments you make according to your most recent allocation instructions, unless you request new allocations when you submit a new Purchase Payment.

MAY I MAKE SCHEDULED PAYMENTS DIRECTLY FROM MY BANK ACCOUNT?

You can make additional Purchase Payments to your Annuity by authorizing us to deduct money directly from your bank account and applying it to your Annuity.
This type of program is often called "bank drafting". We call our bank drafting program "American Skandia's Systematic Investment Plan." Purchase Payments made through bank drafting may only be allocated to the variable investment options when applied. Bank drafting allows you to invest in your Annuity with a lower initial Purchase Payment, as long as you authorize payments that will equal at least $15,000 during the first 12 months of your Annuity. We may suspend or cancel bank drafting privileges if sufficient funds are not available from the applicable financial institution on any date that a transaction is scheduled to occur.

MAY I MAKE PURCHASE PAYMENTS THROUGH A SALARY REDUCTION PROGRAM?

These types of programs are only available with certain types of qualified investments. If your employer sponsors such a program, we may agree to accept periodic Purchase Payments through a salary reduction program as long as the allocations are made only to variable investment options and the periodic
Purchase Payments received in the first year total at least $15,000.

MANAGING YOUR ACCOUNT VALUE

HOW AND WHEN ARE PURCHASE PAYMENTS INVESTED?

(See "Valuing Your Investment" for a description of our procedure for pricing initial and subsequent Purchase Payments.)

Initial Purchase Payment: Once we accept your application, we invest your net
Purchase Payment in the Annuity. The net Purchase Payment is your initial
Purchase Payment minus any tax charges that may apply. On your application we ask you to provide us with instructions for allocating your Account Value. You can allocate Account Value to one or more variable investment options or Fixed
Allocations.

In those states where we are required to return your Purchase Payment if you exercise your right to return the Annuity, we initially allocate all amounts that you choose to allocate to the variable investment options to the AST Money
Market Sub-account. At the end of the right to cancel period we will reallocate your Account Value according to your most recent allocation instructions. Where permitted by law, we will allocate your Purchase Payments according to your initial instructions, without temporarily allocating to the AST Money Market
Sub-account. To do this, we will ask that you execute our form called a "return waiver" that authorizes us to allocate your Purchase Payment to your chosen
Sub-accounts immediately. If you submit the "return waiver" and then decide to return your Annuity during the right to cancel period, you will receive your current Account Value which may be more or less than your initial Purchase
Payment (see "May I Return the Annuity if I Change my Mind?").

Subsequent Purchase Payments: We will allocate any additional Purchase Payments you make according to your current allocation instructions. If any rebalancing or asset allocation programs are in effect, the allocation should conform with such a program. We assume that your current allocation instructions are valid for subsequent Purchase Payments until you make a change to those allocations or request new allocations when you submit a new Purchase Payment.

ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?

During the accumulation period you may transfer Account Value between investment options. Transfers are not subject to taxation on any gain. We currently limit the number of Sub-accounts you can invest in at any one time to twenty (20).
However, you can invest in an unlimited number of Fixed Allocations. We may require a minimum of $500 in each Sub-account you allocate Account Value to at the time of any allocation or transfer. If you request a transfer and, as a result of the transfer, there would be less than $500 in the Sub-account, we may transfer the remaining Account Value in the Sub-account pro rata to the other investment options to which you transferred.

We may impose specific restrictions on financial transactions for certain
Portfolios based on the Portfolio's investment restrictions. Currently, any purchase, redemption or transfer involving the ProFunds VP Sub-accounts must be received by us no later than one hour prior to any announced closing of the applicable securities exchange (generally, 3:00 p.m. Eastern time) to be processed on the current Valuation Day. The "cut-off" time for such financial transactions involving a ProFunds VP Sub-account will be extended to1/2hour prior to any announced closing (generally, 3:30 p.m. Eastern time) for transactions submitted electronically through American Skandia's Internet website (www.americanskandia.com).

Currently, we charge $10.00 for each transfer after the twentieth (20th) in each
Annuity Year, including transfers made as part of any rebalancing, market timing, asset allocation or similar program which you have authorized. Transfers made as part of a dollar cost averaging program do not count toward the twenty free transfer limit. Renewals or transfers of Account Value from a Fixed
Allocation at the end of its Guarantee Period are not subject to the transfer charge. We may reduce the number of free transfers allowable each Annuity Year
(subject to a minimum of eight) without charging a Transfer Fee unless you make use of electronic means to transmit your transfer requests. We may eliminate the
Transfer Fee for transfer requests transmitted electronically or through other means that reduce our processing costs.

We reserve the right to limit the number of transfers in any Annuity Year for all existing or new Owners. We also reserve the right to limit the number of transfers in any Annuity Year or to refuse any transfer request for an Owner or certain Owners if: (a) we believe that excessive trading or a specific transfer request or group of transfer requests may have a detrimental effect on Unit
Values or the share prices of the Portfolios; or (b) we are informed by one or more of the Portfolios that the purchase or redemption of shares must be restricted because of excessive trading or a specific transfer or group of transfers is deemed to have a detrimental effect on the share prices of affected
Portfolios. Without limiting the above, the most likely scenario where either of the above could occur would be if the aggregate amount of a trade or trades represented a relatively large proportion of the total assets of a particular
Portfolio. Under such a circumstance, we will process transfers according to our rules then in effect and provide notice if the transfer request was denied. If a transfer request is denied, a new transfer request may be required.

DO YOU OFFER DOLLAR COST AVERAGING?

Yes. We offer Dollar Cost Averaging during the accumulation period. Dollar Cost
Averaging allows you to systematically transfer an amount each month from one investment option to one or more other investment options. You can choose to transfer earnings only, principal plus earnings or a flat dollar amount. Dollar
Cost Averaging allows you to invest regularly each month, regardless of the current unit value (or price) of the Sub-account(s) you invest in. This enables you to purchase more units when the market price is low and fewer units when the market price is high. This may result in a lower average cost of units over time. However, there is no guarantee that Dollar Cost Averaging will result in a profit or protect against a loss in a declining market. We do not deduct a charge for participating in a Dollar Cost Averaging program.

You must have a minimum Account Value of at least $10,000 to enroll in a Dollar
Cost Averaging program.

You can Dollar Cost Average from variable investment options or Fixed
Allocations. Dollar Cost Averaging from Fixed Allocations is subject to a number of rules that include, but are not limited to the following:

|X|  You may only use Fixed Allocations with Guarantee Periods of 1, 2 or 3 years.

|X|  You may only Dollar Cost Average earnings or principal plus earnings. If transferring principal plus earnings, the program must be designed to last the entire Guarantee Period for the Fixed Allocation.

|X|  Dollar Cost Averaging transfers from Fixed Allocations are not subject to a
     Market Value Adjustment.

NOTE: When a Dollar Cost Averaging program is established from a Fixed
Allocation, the fixed rate of interest we credit to your Account Value is applied to a declining balance due to the transfers of Account Value to the
Sub-accounts during the Guarantee Period. This will reduce the effective rate of return on the Fixed Allocation over the Guarantee Period.

DO YOU OFFER ANY AUTOMATIC REBALANCING PROGRAMS?

Yes. During the accumulation period, we offer automatic rebalancing among the variable investment options you choose. You can choose to have your Account
Value rebalanced quarterly, semi-annually, or annually. On the appropriate date, your variable investment options are rebalanced to the allocation percentages you request. For example, over time the performance of the variable investment options will differ, causing your percentage allocations to shift. With automatic rebalancing, we transfer the appropriate amount from the
"overweighted" Sub-accounts to the "underweighted" Sub-accounts to return your allocations to the percentages you request. If you request a transfer from or into any variable investment option participating in the automatic rebalancing program, we will assume that you wish to change your rebalancing percentages as well, and will automatically adjust the rebalancing percentages in accordance with the transfer unless we receive alternate instructions from you.

You must have a minimum Account Value of at least $10,000 to enroll in automatic rebalancing. All rebalancing transfers made on the same day as part of an automatic rebalancing program are considered as one transfer when counting the number of transfers each year toward the maximum number of free transfers. We do not deduct a charge for participating in an automatic rebalancing program.

DO YOU OFFER PROGRAMS DESIGNED TO GUARANTEE A "RETURN OF PREMIUM" AT A FUTURE
DATE?

Yes. We offer two different programs for investors who wish to invest in the variable investment options but also wish to protect their principal, at least as of a specific date in the future. You may not want to use either of these programs if you expect to begin taking annuity payments before the program would be completed.

BALANCED INVESTMENT PROGRAM

We offer a balanced investment program where a portion of your Account Value is allocated to a Fixed Allocation and the remaining Account Value is allocated to the variable investment options that you select. When you enroll in the Balanced
Investment Program, you choose the duration that you wish the program to last.
This determines the duration of the Guarantee Period for the Fixed Allocation.
Based on the fixed rate for the Guarantee Period chosen, we calculate the portion of your Account Value that must be allocated to the Fixed Allocation to grow to a specific "principal amount" (such as your initial Purchase Payment).
We determine the amount based on the rates then in effect for the Guarantee
Period you choose. If you continue the program until the end of the Guarantee
Period and make no withdrawals or transfers, at the end of the Guarantee Period, the Fixed Allocation will have grown to equal the "principal amount".
Withdrawals or transfers from the Fixed Allocation before the end of the
Guarantee Period will terminate the program and may be subject to a Market Value
Adjustment. You can transfer the Account Value that is not allocated to the
Fixed Allocation between any of the Sub-accounts available under the Annuity.
Account Value you allocate to the variable investment options is subject to market fluctuations and may increase or decrease in value. We do not deduct a charge for participating in the Balanced Investment Program.

EXAMPLE

Assume you invest $100,000. You choose a 10-year program and allocate a portion of your Account Value to a Fixed Allocation with a 10-year Guarantee Period. The rate for the 10-year Guarantee Period is 5.33%*. Based on the fixed interest rate for the Guarantee Period chosen, the factor is 0.594948 for determining how much of your Account Value will be allocated to the Fixed Allocation. That means that $59,495 will be allocated to the Fixed Allocation and the remaining Account
Value ($41,505) will be allocated to the variable investment options. Assuming that you do not make any withdrawals from the Fixed Allocation, it will grow to
$100,000 at the end of the Guarantee Period. Of course we cannot predict the value of the remaining Account Value that was allocated to the variable investment options.

*    The rate in this example is hypothetical and may not reflect the current rate for Guarantee Periods of this duration.

GUARANTEED RETURN OPTION (GRO)SM

We also offer a seven-year program where we monitor your Account Value daily and systematically transfer amounts between Fixed Allocations and the variable investment options you choose. American Skandia guarantees that at the end of the seventh (7th) year from commencement of the program (or any program restart date), you will receive no less than your Account Value on the date you elected to participate in the program ("commencement value"). On the program maturity date, if your Account Value is below the commencement value, American Skandia will apply additional amounts to your Annuity so that it is equal to commencement value or your Account Value on the date you elect to restart the program duration. Any amounts added to your Annuity will be applied to the AST
Money Market Sub-account, unless you provide us with alternative instructions.
We will notify you of any amounts added to your Annuity under the program. We do not consider amounts added to your Annuity to be "investment in the contract"
for income tax purposes.

Account Value is only transferred to and maintained in Fixed Allocations to the extent we, in our sole discretion, deem it is necessary to support our guarantee under the program. This differs from the Balanced Investment Program where a set amount is allocated to a Fixed Allocation regardless of the performance of the underlying Sub-accounts. With the Guaranteed Return Option, your Annuity is able to participate in the upside potential of the Sub-accounts while only transferring amounts to Fixed Allocations to protect against significant market downturns. NOTE: If a significant amount of your Account Value is systematically transferred to Fixed Allocations during prolonged market declines, less of your
Account Value may be immediately available to participate in the upside potential of the Sub-accounts if there is a subsequent market recovery.

Each business day we monitor the performance of your Account Value to determine whether it is greater than, equal to or below our "reallocation trigger", described below. Based on the performance of the Sub-accounts in which you choose to allocate your Account Value relative to the reallocation trigger, we may transfer some or all of your Account Value to or from a Fixed Allocation.
You have complete discretion over the allocation of your Account Value that remains allocated in the variable investment options. However, we reserve the right to restrict certain Portfolios if you participate in the program.

|X|  Account Value greater than or equal to reallocation trigger: Your Account
     Value in the variable investment options remains allocated according to your most recent instructions. If a portion of Account Value was previously allocated to a Fixed Allocation, those amounts may be transferred from the
     Fixed Allocation and re-allocated to the variable investment options pro-rata according to your current allocations. A Market Value Adjustment will apply.

|X|  Account Value below reallocation trigger: A portion of your Account Value in the variable investment options is transferred to a new Fixed
     Allocation. These amounts are transferred on a pro-rata basis from the variable investment options. The new Fixed Allocation will have a Guarantee
     Period equal to the remaining duration in the Guaranteed Return Option. The
     Account Value applied to the new Fixed Allocation will be credited with the fixed interest rate then being applied to a new Fixed Allocation of the next higher yearly duration. The Account Value will remain invested in the
     Fixed Allocation until the maturity date of the program unless, at an earlier date, your Account Value is at or above the reallocation trigger and amounts can be transferred to the variable investment options (as described above) while maintaining the guarantee protection under the program.

American Skandia uses an allocation mechanism based on assumptions of expected and maximum market volatility to determine the reallocation trigger. The allocation mechanism is used to determine the allocation of Account Value between Fixed Allocations and the Sub-accounts you choose. American Skandia reserves the right to change the allocation mechanism and the reallocation trigger at its discretion, subject to regulatory approval where required. Any change to the allocation mechanism and/or the reallocation trigger will only apply to programs that begin after the change is effective.

PROGRAM TERMINATION

The Guaranteed Return Option will terminate on its maturity date. You can elect to participate in a new Guaranteed Return Option or re-allocate your Account
Value at that time. Upon termination, any Account Value allocated to the Fixed
Allocations will be transferred to the AST Money Market Sub-account, unless you provide us with alternative instructions.

SPECIAL CONSIDERATIONS UNDER THE GUARANTEED RETURN OPTION

This program is subject to certain rules and restrictions, including, but not limited to the following:

[X]  You may terminate the Guaranteed Return Option at any time. American
     Skandia does not provide any guarantees upon termination of the program.

[X]  Withdrawals from your Annuity while the program is in effect will reduce the guaranteed amount under the program in proportion to your Account Value at the time of the withdrawal. Withdrawals will be subject to all other provisions of the Annuity, including any Market Value Adjustment that would apply.

[X]  Additional Purchase Payments applied to the Annuity while the program is in effect will only increase the amount guaranteed; however, all or a portion of any additional Purchase Payments may be allocated to the Fixed
     Allocations.

[X]  Annuity Owners cannot transfer Account Value to or from a Fixed Allocation while participating in the program and cannot participate in any dollar cost averaging program that transfers Account Value from a Fixed Allocation to the variable investment options.

[X]  Transfers from Fixed Allocations will be subject to the Market Value
     Adjustment formula under the Annuity; however, the 0.10% "cushion" feature of the formula will not apply. A Market Value Adjustment may be either positive or negative. Transfer amounts will be taken from the most recently applied Fixed Allocation.

[X]  Transfers from the Sub-accounts to Fixed Allocations or from Fixed
     Allocations to the Sub-accounts under the program will not count toward the maximum number of free transfers allowable under the Annuity.

[X]  The Guaranteed Return Option will terminate: (a) upon the death of the
     Owner or the Annuitant (in an entity owned contract); and (b) as of the date Account Value is applied to begin annuity payments.

[X]  You can elect to restart the seven (7) year program duration on any anniversary of the Issue Date of the Annuity. The Account Value on the date the restart is effective will become the new commencement value. You can only elect the program once per Annuity Year.

CHARGES UNDER THE PROGRAM

We deduct a charge equal to 0.25% per year to participate in the Guaranteed
Return Option. The annual charge is deducted daily against your Account Value allocated to the Sub-accounts. Account Value allocated to Fixed Allocations under the program is not subject to the charge. The charge is deducted to compensate American Skandia for: (a) the risk that your Account Value on the maturity date of the program is less than the amount guaranteed; and (b)
administration of the program.

Effective November 18, 2002, American Skandia changed the manner in which the annual charge for the Guaranteed Return Option is deducted to the method described above. The annual charge for the Guaranteed Return Option for Owners who elected the benefit between May 1, 2001 and November 15, 2002 and subsequent to November 19, 2002 in those states where the daily deduction of the charge has not been approved, is deducted annually, in arrears, according to the prospectus in effect as of the date the program was elected. Owners who terminate and then re-elect the Guaranteed Return Option or elect to restart the Guaranteed Return
Option at any time after November 18, 2002 will be subject to the charge method described above.

MAY I AUTHORIZE MY INVESTMENT PROFESSIONAL TO MANAGE MY ACCOUNT?

Yes. You may authorize your investment professional to direct the allocation of your Account Value and to request financial transactions between investment options while you are living, subject to our rules. You must contact us immediately if and when you revoke such authority. We will not be responsible for acting on instructions from your investment professional if you fail to inform us that such person's authority has been revoked. We may also suspend, cancel or limit these privileges at any time. We will notify you if we do.

We or an affiliate of ours may provide administrative support to licensed, registered investment professionals or investment advisors who you authorize to make financial transactions on your behalf. These investment professionals may be firms or persons who also are appointed by us as authorized sellers of the
Annuity. However, we do not offer advice about how to allocate your Account
Value under any circumstance. Any investment professionals you engage to provide advice and/or make transfers for you is not acting on our behalf. We are not responsible for any recommendations such investment professionals make, any market timing or asset allocation programs they choose to follow or any specific transfers they make on your behalf.

We may require investment professionals or investment advisors, who are authorized by multiple contract owners to make financial transactions, to enter into an administrative agreement with American Skandia as a condition of our accepting transactions on your behalf. The administrative agreement may impose limitations on the investment professional's or investment advisor's ability to request financial transactions on your behalf. These limitations are intended to minimize the detrimental impact of an investment professional who is in a position to transfer large amounts of money for multiple clients in a particular
Portfolio or type of portfolio or to comply with specific restrictions or limitations imposed by a Portfolio(s) on American Skandia. The administrative agreement may limit the available investment options, require advance notice of large transactions, or impose other trading limitations on your investment professional. Your investment professional will be informed of all such restrictions on an ongoing basis. We may also require that your investment professional transmit all financial transactions using the electronic trading functionality available through our Internet website (www.americanskandia.com).
Limitations that we may impose on your investment professional or investment advisor under the terms of the administrative agreement do not apply to financial transactions requested by an Owner on their own behalf, except as otherwise described in this Prospectus.

HOW DO THE FIXED INVESTMENT OPTIONS WORK?

We credit the fixed interest rate to the Fixed Allocation throughout a set period of time called a "Guarantee Period". Fixed Allocations currently are offered with Guarantee Periods from 1 to 10 years. We may make Fixed Allocations of different durations available in the future, including Fixed Allocations offered exclusively for use with certain optional investment programs. Fixed
Allocations may not be available in all states and may not always be available for all Guarantee Periods depending on market factors and other considerations.

The interest rate credited to a Fixed Allocation is the rate in effect when the
Guarantee Period begins and does not change during the Guarantee Period. The rates are an effective annual rate of interest. We determine the interest rates for the various Guarantee Periods. At the time that we confirm your Fixed
Allocation, we will advise you of the interest rate in effect and the date your
Fixed Allocation matures. We may change the rates we credit new Fixed
Allocations at any time. Any change in interest rate does not affect Fixed
Allocations that were in effect before the date of the change. To inquire as to the current rates for Fixed Allocations, please call 1-800-766-4530.

A Guarantee Period for a Fixed Allocation begins:

[X]  when all or part of a net Purchase Payment is allocated to that particular
     Guarantee Period;

[X]  upon transfer of any of your Account Value to a Fixed Allocation for that particular Guarantee Period; or

[X]  when you "renew" a Fixed Allocation by electing a new Guarantee Period.

To the extent permitted by law, we may establish different interest rates for
Fixed Allocations offered to a class of Owners who choose to participate in various optional investment programs we make available. This may include, but is not limited to, Owners who elect to use Fixed Allocations under a dollar cost averaging program (see "Do You Offer Dollar Cost Averaging?") or a balanced investment program (see "Do you offer programs designed to guarantee a "Return of Premium" at a future date?"). The interest rate credited to Fixed Allocations offered to this class of purchasers may be different than those offered to other purchasers who choose the same Guarantee Period but who do not participate in an optional investment program. Any such program is at our sole discretion.

HOW DO YOU DETERMINE RATES FOR FIXED ALLOCATIONS?

We do not have a specific formula for determining the fixed interest rates for
Fixed Allocations. Generally the interest rates we offer for Fixed Allocations will reflect the investment returns available on the types of investments we make to support our fixed rate guarantees. These investment types may include cash, debt securities guaranteed by the United States government and its agencies and instrumentalities, money market instruments, corporate debt obligations of different durations, private placements, asset-backed obligations and municipal bonds. In determining rates we also consider factors such as the length of the Guarantee Period for the Fixed Allocation, regulatory and tax requirements, liquidity of the markets for the type of investments we make, commissions, administrative and investment expenses, our insurance risks in relation to the Fixed Allocations, general economic trends and competition. Some of these considerations are similar to those we consider in determining the
Insurance Charge that we deduct from Account Value allocated to the
Sub-accounts.

We will credit interest on a new Fixed Allocation in an existing Annuity at a rate not less than the rate we are then crediting to Fixed Allocations for the same Guarantee Period selected by new Annuity purchasers in the same class.

The interest rate we credit for a Fixed Allocation is subject to a minimum.
Please refer to the Statement of Additional Information. In certain states the interest rate may be subject to a minimum under state law or regulation.

HOW DOES THE MARKET VALUE ADJUSTMENT WORK?

If you transfer or withdraw Account Value from a Fixed Allocation more than 30 days before the end of its Guarantee Period, we will adjust the value of your investment based on a formula, called a "Market Value Adjustment" or "MVA". The amount of any Market Value Adjustment can be either positive or negative, depending on the movement of a combination of Strip Yields on Strips and an
Option-adjusted Spread (each as defined below) between the time that you purchase the Fixed Allocation and the time you make a transfer or withdrawal.
The Market Value Adjustment formula compares the combination of Strip Yields for
Strips and the Option-adjusted Spreads as of the date the Guarantee Period began with the combination of Strip Yields for Strips and the Option-adjusted Spreads as of the date the MVA is being calculated. In certain states the amount of any
Market Value Adjustment may be limited under state law or regulation. If your
Annuity is governed by the laws of that state, any Market Value Adjustment that applies will be subject to our rules for complying with such law or regulation.

|X|  "Strips" are a form of security where ownership of the interest portion of
     United States Treasury securities are separated from ownership of the underlying principal amount or corpus.

|X|  "Strip Yields" are the yields payable on coupon Strips of United States
     Treasury securities.

|X|  "Option-adjusted Spread" is the difference between the yields on corporate debt securities (adjusted to disregard options on such securities) and government debt securities of comparable duration. We currently use the
     Merrill Lynch 1 to 10 year Investment Grade Corporate Bond Index of
     Option-adjusted Spreads.

MVA FORMULA

The MVA formula is applied separately to each Fixed Allocation to determine the
Account Value of the Fixed Allocation on a particular date. The formula is as follows:

[(1+I) / (1+J+0.0010)]N/365
where:

I is the Strip Yield as of the start date of the Guarantee Period for coupon
Strips maturing at the end of the applicable Guarantee Period plus the
Option-adjusted Spread. If there are no Strips maturing at that time, we will use the Strip Yield for the Strips maturing as soon as possible after the
Guarantee Period ends.

J is the Strip Yield as of the date the MVA formula is being applied for coupon
Strips maturing at the end of the applicable Guarantee Period plus the
Option-adjusted Spread. If there are no Strips maturing at that time, we will use the Strip Yield for the Strips maturing as soon as possible after the
Guarantee Period ends.

N is the number of days remaining in the original Guarantee Period.

If you surrender your Annuity under the right to cancel provision, the MVA formula is [(1 + I)/(1 + J)]N/365.

MVA Examples

The following hypothetical examples show the effect of the MVA in determining
Account Value. Assume the following:

|X|  On December 31, 2000, you allocate $50,000 into a Fixed Allocation with a
     Guarantee Period of 5 years (e.g. the Maturity Date is December 31, 2005).

|X|  The Strip Yields for coupon Strips beginning on December 31, 2000 and maturing on December 31, 2005 plus the Option-adjusted Spread is 5.50% (I =
     5.50%).

|X|  You make no withdrawals or transfers until you decided to withdraw the entire Fixed Allocation after exactly three (3) years, therefore 730 days remain before the Maturity Date (N = 730).

EXAMPLE OF POSITIVE MVA

Assume that at the time you request the withdrawal, the Strip Yields for Strips maturing on December 31, 2005 plus the Option-adjusted Spread is 4.00% (J =
4.00%). Based on these assumptions, the MVA would be calculated as follows:

MVA Factor = [(1+I)/(1+J+0.0010)]N/365 = [1.055/1.041]2 = 1.027078 Interim Value
= $57,881.25 Account Value after MVA = Interim Value X MVA Factor = $59,448.56

EXAMPLE OF NEGATIVE MVA

Assume that at the time you request the withdrawal, the Strip Yields for Strips maturing on December 31, 2005 plus the Option-adjusted Spread is 7.00% (J =
7.00%). Based on these assumptions, the MVA would be calculated as follows:

MVA Factor = [(1+I)/(1+J+0.0010)]N/365 = [1.055/1.071)]2 = 0.970345 Interim
Value = $57,881.25 Account Value after MVA = Interim Value X MVA Factor =
$56,164.78.

WHAT HAPPENS WHEN MY GUARANTEE PERIOD MATURES?

The "Maturity Date" for a Fixed Allocation is the last day of the Guarantee
Period. Before the Maturity Date, you may choose to renew the Fixed Allocation for a new Guarantee Period of the same or different length or you may transfer all or part of that Fixed Allocation's Account Value to another Fixed Allocation or to one or more Sub-accounts. We will notify you before the end of the
Guarantee Period about the fixed interest rates that we are currently crediting to all Fixed Allocations that are being offered. The rates being credited to
Fixed Allocations may change before the Maturity Date. We will not charge a MVA if you choose to renew a Fixed Allocation on its Maturity Date or transfer the
Account Value to one or more variable investment options.

If you do not specify how you want a Fixed Allocation to be allocated on its
Maturity Date, we will then transfer the Account Value of the Fixed Allocation to the AST Money Market Sub-account. You can then elect to allocate the Account
Value to any of the Sub-accounts or to a new Fixed Allocation.

ACCESS TO ACCOUNT VALUE

WHAT TYPES OF DISTRIBUTIONS ARE AVAILABLE TO ME?

During the accumulation period you can access your Account Value through Partial
Withdrawals, Systematic Withdrawals, and where required for tax purposes,
Minimum Distributions. You can also surrender your Annuity at any time. There is no Contingent Deferred Sales Charge applied upon surrender or partial withdrawal. However, if you surrender your Annuity, we may deduct the Annual
Maintenance Fee, any Tax Charge that applies and the charge for any optional benefits. We may also apply a Market Value Adjustment to any Fixed Allocations being withdrawn or surrendered. Unless you notify us differently, withdrawals are taken pro-rata based on the Account Value in the investment options at the time we receive your withdrawal request. Each of these types of distributions is described more fully below.

ARE THERE TAX IMPLICATIONS FOR DISTRIBUTIONS?
 (For more information, see "Tax Considerations")

DURING THE ACCUMULATION PERIOD

A distribution during the accumulation period is deemed to come first from any
"gain" in your Annuity and second as a return of your "tax basis", if any.
Distributions from your Annuity are generally subject to ordinary income taxation on the amount of any investment gain unless the distribution qualifies as a non-taxable exchange or transfer. If you take a distribution prior to the taxpayer's age 59 1/2, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain. You may wish to consult a professional tax advisor for advice before requesting a distribution.

DURING THE ANNUITIZATION PERIOD

During the annuitization period, a portion of each annuity payment is taxed as ordinary income at the tax rate you are subject to at the time of the payment.
The Code and regulations have "exclusionary rules" that we use to determine what portion of each annuity payment should be treated as a return of any tax basis you have in the Annuity. Once the tax basis in the Annuity has been distributed, the remaining annuity payments are taxable as ordinary income. The tax basis in the Annuity may be based on the tax-basis from a prior contract in the case of a
1035 exchange or other qualifying transfer.

CAN I WITHDRAW A PORTION OF MY ANNUITY?

Yes, you can make a withdrawal during the accumulation period. We call this a
"Partial Withdrawal." The amount that you may withdraw will equal your Surrender
Value as of the date we process the withdrawal request. There is no Contingent
Deferred Sales Charge applied if you surrender your Annuity or make a partial withdrawal. After any Partial Withdrawal, your Annuity must have a Surrender
Value of at least $1,000, or we may treat the Partial Withdrawal request as a request to fully surrender your Annuity. The minimum Partial Withdrawal you may request is $100. We may apply a Market Value Adjustment to any Fixed
Allocations.

Partial Withdrawals may also be available following annuitization but only if you choose certain annuity payment options.

To request the forms necessary to make a withdrawal from your Annuity, call
1-800-766-4530 or visit our Internet Website at www.americanskandia.com.

CAN I MAKE PERIODIC WITHDRAWALS FROM THE ANNUITY DURING THE ACCUMULATION PERIOD?

Yes. We call these "Systematic Withdrawals." You can receive Systematic
Withdrawals of earnings only, principal plus earnings or a flat dollar amount.

Systematic Withdrawals can be made from Account Value allocated to the variable investment options or Fixed Allocations. Generally, Systematic Withdrawals from
Fixed Allocations are limited to earnings accrued after the program of
Systematic Withdrawals begins, or payments of fixed dollar amounts that do not exceed such earnings. Systematic Withdrawals are available on a monthly, quarterly, semi-annual or annual basis. The Account Value of your Annuity must be at least $20,000 before we will allow you to begin a program of Systematic
Withdrawals.

The minimum amount for each Systematic Withdrawal is $100. If any scheduled
Systematic Withdrawal is for less than $100, we may postpone the withdrawal and add the expected amount to the amount that is to be withdrawn on the next scheduled Systematic Withdrawal.

DO YOU OFFER A PROGRAM FOR WITHDRAWALS UNDER SECTION 72(T) OF THE INTERNAL
REVENUE CODE?

Yes. If your Annuity is used as a funding vehicle for certain retirement plans that receive special tax treatment under Sections 401, 403(b) or 408 of the
Code, Section 72(t) of the Code may provide an exception to the 10% penalty tax on distributions made prior to age 59 1/2if you elect to receive distributions as a series of "substantially equal periodic payments". We may apply a Market
Value Adjustment to any Fixed Allocations. To request a program that complies with Section 72(t), you must provide us with certain required information in writing on a form acceptable to us. We may require advance notice to allow us to calculate the amount of 72(t) withdrawals. The Surrender Value of your Annuity must be at least $20,000 before we will allow you to begin a program for withdrawals under Section 72(t). The minimum amount for any such withdrawal is
$100.

You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments before age 59 1/2that are not subject to the 10% penalty.

WHAT ARE MINIMUM DISTRIBUTIONS AND WHEN WOULD I NEED TO MAKE THEM? (See "Tax
Considerations" for a further discussion of Minimum Distributions.)

Minimum Distributions are a type of Systematic Withdrawal we allow to meet distribution requirements under Sections 401, 403(b) or 408 of the Code. Under the Code, you may be required to begin receiving periodic amounts from your
Annuity. In such case, we will allow you to make Systematic Withdrawals in amounts that satisfy the minimum distribution rules under the Code.

The amount of the required Minimum Distribution for your particular situation may depend on other annuities, savings or investments. We will only calculate the amount of your required Minimum Distribution based on the value of your
Annuity. We require three (3) days advance written notice to calculate and process the amount of your payments. You may elect to have Minimum Distributions paid out monthly, quarterly, semi-annually or annually. The $100 minimum that applies to Systematic Withdrawals does not apply to Minimum Distributions.

You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments and satisfying the Minimum Distribution requirements under the Code.

CAN I SURRENDER MY ANNUITY FOR ITS VALUE?

Yes. During the accumulation period you can surrender your Annuity at any time.
Upon surrender, you will receive the Surrender Value. Upon surrender of your
Annuity, you will no longer have any rights under the Annuity. We may apply a
Market Value Adjustment to any Fixed Allocations.

Under certain annuity payment options, you may be allowed to surrender your
Annuity for its then current value.

To request the forms necessary to surrender your Annuity, call 1-800-766-4530 or visit our Internet Website at www.americanskandia.com.

WHAT TYPES OF ANNUITY OPTIONS ARE AVAILABLE?

We currently make annuity options available that provide fixed annuity payments, variable payments or adjustable payments. Fixed options provide the same amount with each payment. Variable options generally provide a payment which may increase or decrease depending on the investment performance of the
Sub-accounts. However, currently, we also make a variable payment option that has a guarantee feature. Adjustable options provide a fixed payment that is periodically adjusted based on current interest rates. We do not guarantee to make any annuity payment options available in the future. For additional information on annuity payment options you may request a Statement of Additional
Information.

When you purchase an Annuity, or at a later date, you may choose an Annuity
Date, an annuity option and the frequency of annuity payments. You may change your choices before the Annuity Date under the terms of your contract. A maximum
Annuity Date may be required by law. The Annuity Date may depend on the annuity option you choose. Certain annuity options may not be available depending on the age of the Annuitant.

Certain of these annuity options may be available to Beneficiaries who choose to receive the Death Benefit proceeds as a series of payments instead of a lump sum payment.

OPTION 1

Payments for Life: Under this option, income is payable periodically until the death of the "key life". The "key life" (as used in this section) is the person or persons upon whose life annuity payments are based. No additional annuity payments are made after the death of the key life. Since no minimum number of payments is guaranteed, this option offers the largest amount of periodic payments of the life contingent annuity options. It is possible that only one payment will be payable if the death of the key life occurs before the date the second payment was due, and no other payments nor death benefits would be payable. This Option is currently available on a fixed or variable basis. Under this option, you cannot make a partial or full surrender of the annuity.

OPTION 2

Payments Based on Joint Lives: Under this option, income is payable periodically during the joint lifetime of two key lives, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the survivor's death. No minimum number of payments is guaranteed under this option. It is possible that only one payment will be payable if the death of all the key lives occurs before the date the second payment was due, and no other payments or death benefits would be payable. This Option is currently available on a fixed or variable basis. Under this option, you cannot make a partial or full surrender of the annuity.

OPTION 3

Payments for Life with a Certain Period: Under this option, income is payable until the death of the key life. However, if the key life dies before the end of the period selected (5, 10 or 15 years), the remaining payments are paid to the
Beneficiary until the end of such period. This Option is currently available on a fixed or variable basis. If you elect to receive payments on a variable basis under this option, you can request partial or full surrender of the annuity and receive its then current cash value (if any) subject to our rules.

OPTION 4

Fixed Payments for a Certain Period: Under this option, income is payable periodically for a specified number of years. If the payee dies before the end of the specified number of years, the remaining payments are paid to the
Beneficiary until the end of such period. Note that under this option, payments are not based on any assumptions of life expectancy. Therefore, that portion of the Insurance Charge assessed to cover the risk that key lives outlive our expectations provides no benefit to an Owner selecting this option. Under this option, you cannot make a partial or full surrender of the annuity.

OPTION 5

Variable Payments for Life with a Cash Value: Under this option, benefits are payable periodically until the death of the key life. Benefits may increase or decrease depending on the investment performance of the Sub-accounts. This option has a cash value that also varies with the investment performance of the
Sub-account. The cash value provides a "cushion" from volatile investment performance so that negative investment performance does not automatically result in a decrease in the annuity payment each month, and positive investment performance does not automatically result in an increase in the annuity payment each month. The cushion generally "stabilizes" monthly annuity payments. Any cash value remaining on the death of the key life is paid to the Beneficiary in a lump sum or as periodic payments. Under this option, you can request partial or full surrender of the annuity and receive its then current cash value (if any) subject to our rules.

OPTION 6

Variable Payments for Life with a Cash Value and Guarantee: Under this option, benefits are payable as described in Option 5; except that, while the key life is alive, the annuity payment will not be less than a guaranteed amount, which generally is equal to the first annuity payment. We charge an additional amount for this guarantee. Under this option, any cash value remaining on the death of the key life is paid to the Beneficiary in a lump sum or as periodic payments.
Under this option, you can request partial or full surrender of the annuity and receive its then current cash value (if any) subject to our rules.

We may make additional annuity payment options available in the future.

HOW AND WHEN DO I CHOOSE THE ANNUITY PAYMENT OPTION?

If you have not provided us with your Annuity Date or annuity payment option in writing, then:

|X|  the Annuity Date will be the first day of the calendar month following the later of the Annuitant's 85th birthday or the fifth anniversary of our receipt of your request to purchase an Annuity; and

|X|  the annuity payments, where allowed by law, will be calculated on a fixed basis under Option 3, Payments for Life with 10 years certain.

HOW ARE ANNUITY PAYMENTS CALCULATED?

FIXED ANNUITY PAYMENTS (OPTIONS 1-4)

If you choose to receive fixed annuity payments, you will receive equal fixed-dollar payments throughout the period you select. The amount of the fixed payment will vary depending on the annuity payment option and payment frequency you select. Generally, the first annuity payment is determined by multiplying the Account Value, minus any state premium taxes that may apply, by the factor determined from our table of annuity rates. The table of annuity rates differs based on the type of annuity chosen and the frequency of payment selected. Our rates will not be less than our guaranteed minimum rates. These guaranteed minimum rates are derived from the a2000 Individual Annuity Mortality Table with an assumed interest rate of 3% per annum. Where required by law or regulation, such annuity table will have rates that do not differ according to the gender of the key life. Otherwise, the rates will differ according to the gender of the key life.

VARIABLE ANNUITY PAYMENTS

We offer three different types of variable annuity payment options. The first annuity payment will be calculated based upon the assumed investment return
("AIR"). You select the AIR before we start to make annuity payments. You will not receive annuity payments until you choose an AIR. The remaining annuity payments will fluctuate based on the performance of the Sub-accounts relative to the AIR, as well as, other factors described below. The greater the AIR, the greater the first annuity payment. A higher AIR may result in smaller potential growth in the annuity payments. A lower AIR results in a lower initial annuity payment. Within payment options 1-3, if the Sub-accounts you choose perform exactly the same as the AIR, then subsequent annuity payments will be the same as the first annuity payment. If the Sub-accounts you choose perform better than the AIR, then subsequent annuity payments will be higher than the first. If the
Sub-accounts you choose perform worse than the AIR, then subsequent annuity payments will be lower than the first annuity payment. Within payment options 5 and 6, the cash value for the Annuitant (while alive) and a variable period of time during which annuity payments will be made whether or not the Annuitant is still alive are adjusted based on the performance of the Sub-accounts relative to the AIR; however, subsequent annuity payments do not always increase or decrease based on the performance of the Sub-accounts relative to the AIR.

|X|  VARIABLE PAYMENTS (OPTIONS 1-3)

We calculate each annuity payment amount by multiplying the number of units scheduled to be redeemed under a schedule of units for each Sub-account by the
Unit Value of each Sub-account on the annuity payment date. We determine the schedule of units based on your Account Value (minus any premium tax that applies) at the time you elect to begin receiving annuity payments. The schedule of units will vary based on the annuity payment option selected, the length of any certain period (if applicable), the Annuitant's age and gender (if annuity payments are due for the life of the Annuitant) and the Unit Value of the
Sub-accounts you initially selected on the Issue Date. The calculation is performed for each Sub-account, and the sum of the Sub-account calculations equals the amount of your annuity payment. Other than to fund annuity payments, the number of units allocated to each Sub-account will not change unless you transfer among the Sub-accounts or make a withdrawal (if allowed). You can select one of three AIRs for these options: 3%, 5% or 7%.

|X|  STABILIZED VARIABLE PAYMENTS (OPTION 5)

This option provides guaranteed payments for life, a cash value for the
Annuitant (while alive) and a variable period of time during which annuity payments will be made whether or not the Annuitant is still alive. We calculate the initial annuity payment amount by multiplying the number of units scheduled to be redeemed under a schedule of units by the Unit Values determined on the annuitization date. The schedule of units is established for each Sub-account you choose on the annuitization date based on the applicable benchmark rate, meaning the AIR, and the annuity factors. The annuity factors reflect our assumptions regarding the costs we expect to bear in guaranteeing payments for the lives of the Annuitant and will depend on the benchmark rate, the annuitant's attained age and gender (where permitted). Unlike variable payments
(described above) where each payment can vary based on Sub-account performance, this payment option cushions the immediate impact of Sub-account performance by adjusting the length of the time during which annuity payments will be made whether or not the Annuitant is alive while generally maintaining a level annuity payment amount. Sub-account performance that exceeds a benchmark rate will generally extend this time period, while Sub-account performance that is less than a benchmark rate will generally shorten the period. If the period reaches zero and the Annuitant is still alive, Annuity Payments continue, however, the annuity payment amount will vary depending on Sub-account performance, similar to conventional variable payments. The AIR for this option is 4%.

|X|  STABILIZED VARIABLE PAYMENTS WITH A GUARANTEED MINIMUM (OPTION 6)

This option provides guaranteed payments for life in the same manner as
Stabilized Variable Payments (described above). In addition to the stabilization feature, this option also guarantees that variable annuity payments will not be less than the initial annuity payment amount regardless of Sub-account performance. The AIR for this option is 3%.

The variable annuity payment options are described in greater detail in a separate prospectus which will be provided to you at the time you elect one of the variable annuity payment options.

ADJUSTABLE ANNUITY PAYMENTS

We may make an adjustable annuity payment option available. Adjustable annuity payments are calculated similarly to fixed annuity payments except that on every fifth (5th) anniversary of receiving annuity payments, the annuity payment amount is adjusted upward or downward depending on the rate we are currently crediting to annuity payments. The adjustment in the annuity payment amount does not affect the duration of remaining annuity payments, only the amount of each payment.

DEATH BENEFIT

WHAT TRIGGERS THE PAYMENT OF A DEATH BENEFIT?

The Annuity provides a Death Benefit during its accumulation period. If the
Annuity is owned by one or more natural persons, the Death Benefit is payable upon the first death of an Owner. If the Annuity is owned by an entity, the
Death Benefit is payable upon the Annuitant's death, if there is no Contingent
Annuitant. If a Contingent Annuitant was designated before the Annuitant's death and the Annuitant dies, then the Contingent Annuitant becomes the Annuitant and a Death Benefit will not be paid at that time. The person upon whose death the
Death Benefit is paid is referred to below as the "decedent."

BASIC DEATH BENEFIT

The Annuity provides a basic Death Benefit at no additional charge. The
Insurance Charge we deduct daily from your Account Value allocated to the
Sub-accounts is used, in part, to pay us for the risk we assume in providing the basic Death Benefit guarantee under the Annuity. The Annuity also offers two different optional Death Benefits. Either benefit can be purchased for an additional charge. The additional charge is deducted to compensate American
Skandia for providing increased insurance protection under the optional Death
Benefits. Notwithstanding the additional protection provided under the optional
Death Benefits, the additional cost has the impact of reducing the net performance of the investment options.

The basic Death Benefit depends on the decedent's age on the date of death:

If death occurs prior to the decedent's age 85: The Death Benefit is the greater of:

|X|  The sum of all Purchase Payments less the sum of all proportional withdrawals; and

|X|  The sum of your Account Value in the variable investment options and your
     Interim Value in the Fixed Allocations.

If death occurs after the decedent's age 85 or older: The Death Benefit is your
Account Value.

"Proportional withdrawals" are determined by calculating the percentage of your
Account Value that each prior withdrawal represented when withdrawn. For example, a withdrawal of 50% of Account Value would be considered as a 50%
reduction in Purchase Payments for the purposes of calculating the basic Death
Benefit.

OPTIONAL DEATH BENEFITS

Between January 17, 2002 and November 15, 2002, in those jurisdictions where we received regulatory approval, American Skandia offered the following optional
Death Benefits. For Annuity Owners who purchased either of these Optional Death
Benefits during the applicable period, the optional Death Benefits will be calculated as described below. These optional Death Benefits were only offered and must have been elected at the time you purchased your Annuity.

You can purchase either of two optional Death Benefits with your Annuity to provide an enhanced level of protection for your beneficiaries.

NOTE: You may not elect the Enhanced Beneficiary Protection Optional Death
Benefit if you have elected any other Optional Death Benefit.

ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT

The Enhanced Beneficiary Protection Optional Death Benefit can provide additional amounts to your Beneficiary that may be used to offset federal and state taxes payable on any taxable gains in your Annuity at the time of your death. Whether this benefit is appropriate for you may depend on your particular circumstances, including other financial resources that may be available to your
Beneficiary to pay taxes on your Annuity should you die during the accumulation period. No benefit is payable if death occurs on or after the Annuity Date.

The Enhanced Beneficiary Protection Optional Death Benefit provides a benefit that is payable in addition to the basic Death Benefit. If the Annuity has one
Owner, the Owner must be age 75 or less at the time the benefit is purchased. If the Annuity has joint Owners, the oldest Owner must be age 75 or less. If the
Annuity is owned by an entity, the Annuitant must be age 75 or less.

The Enhanced Beneficiary Protection Optional Death Benefit is being offered in those jurisdictions where we have received regulatory approval. Certain terms and conditions may differ between jurisdictions once approved. Please refer to the section entitled "Tax Considerations" for a discussion of special tax considerations for purchasers of this benefit.

Calculation of Enhanced Beneficiary Protection Optional Death Benefit If you
purchase the Enhanced Beneficiary Protection Optional Death Benefit, the Death
Benefit is calculated as follows:

1. the basic Death Benefit described above

PLUS

2. 50% of the "Death Benefit Amount" less Purchase Payments reduced by proportional withdrawals.

"Proportional withdrawals" are determined by calculating the percentage of the
Account Value that each prior withdrawal represented when withdrawn.

"Death Benefit Amount" includes your Account Value and any amounts added to your
Account Value under the basic Death Benefit when the Death Benefit is calculated. Under the basic Death Benefit, amounts are added to your Account
Value when the Account Value is less than Purchase Payments minus proportional withdrawals.

The Enhanced Beneficiary Protection Optional Death Benefit is subject to a maximum of 50% of all Purchase Payments applied to the Annuity at least 12 months prior to the death of the decedent that triggers the payment of the Death
Benefit.

See Appendix C for examples of how the Enhanced Beneficiary Protection Optional
Death Benefit is calculated.

GUARANTEED MINIMUM DEATH BENEFIT

If the Annuity has one Owner, the Owner must be age 80 or less at the time the optional Death Benefit is purchased. If the Annuity has joint Owners, the oldest
Owner must be age 80 or less. If the Annuity is owned by an entity, the
Annuitant must be age 80 or less.

KEY TERMS USED WITH THE GUARANTEED MINIMUM DEATH BENEFIT

|X|  The Death Benefit Target Date is the contract anniversary on or after the
     80th birthday of the current Owner, the oldest of either joint Owner or the
     Annuitant, if entity owned.

|X|  The Highest Anniversary Value equals the highest of all previous
     "Anniversary Values" on or before the earlier of the Owner's date of death and the "Death Benefit Target Date".

|X|  The Anniversary Value is the Account Value as of each anniversary of the
     Issue Date plus the sum of all Purchase Payments on or after such anniversary less the sum of all "Proportional Reductions" since such anniversary.

|X|  A Proportional Reduction is a reduction to the value being measured caused by a withdrawal, equaling the percentage of the withdrawal as compared to the Account Value as of the date of the withdrawal. For example, if your
     Account Value is $10,000 and you withdraw $2,000 (a 20% reduction), we will reduce both your Anniversary Value and the amount determined by Purchase
     Payments increasing at the appropriate interest rate by 20%.

CALCULATION OF GUARANTEED MINIMUM DEATH BENEFIT

The Guaranteed Minimum Death Benefit depends on whether death occurs before or after the Death Benefit Target Date.

If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greatest of:

1.   the Account Value in the Sub-accounts plus the Interim Value of any Fixed
     Allocations (no MVA) as of the date we receive in writing "due proof of death"; and

2.   the sum of all Purchase Payments minus the sum of all Proportional
     Reductions, each increasing daily until the Owner's date of death at a rate of 5.0%, subject to a limit of 200% of the difference between the sum of all Purchase Payments and the sum of all withdrawals as of the Owner's date of death; and

3.   the "Highest Anniversary Value" on or immediately preceding the Owner's date of death.

The amount determined by this calculation is increased by any Purchase Payments received after the Owner's date of death and decreased by any Proportional
Reductions since such date.

If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:

1.   the Account Value as of the date we receive in writing "due proof of death"
     (an MVA may be applicable to amounts in any Fixed Allocations); and

2.   the greater of Item 2 & 3 above on the Death Benefit Target Date plus the sum of all Purchase Payments less the sum of all Proportional Reductions since the Death Benefit Target Date.

See Appendix C for examples of how the Guaranteed Minimum Death Benefit is calculated.

Annuities with joint Owners

For Annuities with Joint Owners, the Death Benefit is calculated as shown above except that the age of the oldest of the Joint Owners is used to determine the
Death Benefit Target Date. NOTE: If you and your spouse own the Annuity jointly, we will pay the Death Benefit to the Beneficiary. If the sole primary
Beneficiary is the surviving spouse, then the surviving spouse can elect to assume ownership of the Annuity and continue the contract instead of receiving the Death Benefit.

Annuities owned by entities

For Annuities owned by an entity, the Death Benefit is calculated as shown above except that the age of the Annuitant is used to determine the Death Benefit
Target Date. Payment of the Death Benefit is based on the death of the Annuitant
(or Contingent Annuitant, if applicable).

Can I terminate the optional Death Benefits? Do the optional Death Benefits terminate under other circumstances? You can terminate the Enhanced Beneficiary
Protection Optional Death Benefit and the Guaranteed Minimum Death Benefit at
any time. Upon termination, you will be required to pay a pro-rata portion of the annual charge for the benefit. Both optional Death Benefits will terminate automatically on the Annuity Date. We may also terminate any optional Death
Benefit if necessary to comply with our interpretation of the Code and applicable regulations.

What are the charges for the optional Death Benefits?

We deduct a charge from your Account Value if you elect to purchase either optional Death Benefit. The Enhanced Beneficiary Protection Death Benefit costs
0.25% of Account Value. The Guaranteed Minimum Death Benefit costs 0.30% of the current Death Benefit. The charges for these death benefits are deducted in arrears each Annuity Year. No charge applies after the Annuity Date. We deduct the charge:

1.   on each anniversary of the Issue Date;

2.   when Account Value is transferred to our general account prior to the
     Annuity Date;

3.   if you surrender your Annuity; and

4.   if you choose to terminate the benefit (Enhanced Beneficiary Protection
     Optional Death Benefit only).

If you surrender the Annuity, elect to begin receiving annuity payments or terminate the benefit on a date other than an anniversary of the Issue Date, the charge will be prorated. During the first year after the Issue Date, the charge will be prorated from the Issue Date. In all subsequent years, it would be prorated from the last anniversary of the Issue Date.

We first deduct the amount of the charge pro-rata from the Account Value in the variable investment options. We only deduct the charge pro-rata from the Fixed
Allocations to the extent there is insufficient Account Value in the variable investment options to pay the charge. If your Annuity's Account Value is insufficient to pay the charge, we may deduct your remaining Account Value and terminate your Annuity. We will notify you if your Account Value is insufficient to pay the charge and allow you to submit an additional Purchase Payment to continue your Annuity.

Please refer to the section entitled "Tax Considerations" for additional considerations in relation to the optional Death Benefit.

PAYMENT OF DEATH BENEFITS

PAYMENT OF DEATH BENEFIT TO BENEFICIARY

Except in the case of a spousal Beneficiary, in the event of your death, the death benefit must be distributed:

|X|  as a lump sum amount at any time within five (5) years of the date of death; or

|X|  as a series of annuity payments not extending beyond the life expectancy of the Beneficiary or over the life of the Beneficiary. Payments under this option must begin within one year of the date of death.

Unless you have made an election prior to death benefit proceeds becoming due, a
Beneficiary can elect to receive the Death Benefit proceeds as a series of fixed annuity payments (annuity payment options 1-4) or as a series of variable annuity payments (annuity payment options 1-3 or 5 and 6). See the section entitled "What Types of Annuity Options are Available."

SPOUSAL BENEFICIARY - ASSUMPTION OF ANNUITY

You may name your spouse as your Beneficiary. If you and your spouse own the
Annuity jointly, we assume that the sole primary Beneficiary will be the surviving spouse unless you elect an alternative Beneficiary designation. Unless you elect an alternative Beneficiary designation, the spouse Beneficiary may elect to assume ownership of the Annuity instead of taking the Death Benefit payment. Any Death Benefit (including any optional Death Benefits) that would have been payable to the Beneficiary will become the new Account Value as of the date we receive due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the surviving spouse, the new Account Value will be considered as the initial Purchase Payment. Any additional Purchase Payments applied after the date the assumption is effective will be subject to all provisions of the Annuity.

See the section entitled "Managing Your Annuity - Spousal Contingent Annuitant"
for a discussion of the treatment of a spousal Contingent Annuitant in the case of the death of the Annuitant in an entity owned Annuity.

IRA BENEFICIARY CONTINUATION OPTION

The Code provides for alternative death benefit payment options when an Annuity is used as an IRA, 403(b) or other "qualified investment" that requires Minimum
Distributions. Upon the Owner's death under an IRA, 403(b) or other "qualified investment", a Beneficiary may generally elect to continue the Annuity and receive Minimum Distributions under the Annuity instead of receiving the death benefit in a single payment. The available payment options will depend on whether the Owner died on or before the date he or she was required to begin receiving Minimum Distributions under the Code and whether the Beneficiary is the surviving spouse.

|X|  If death occurs before the date Minimum Distributions must begin under the
     Code, the Death Benefit can be paid out in either a lump sum, within five years from the date of death, or over the life or life expectancy of the designated Beneficiary (as long as payments begin by December 31st of the year following the year of death). However, if the spouse is the
     Beneficiary, the Death Benefit can be paid out over the life or life expectancy of the spouse with such payments beginning no earlier than
     December 31st of the year following the year of death or December 31st of the year in which the deceased would have reached age 70 1/2, which ever is later.

|X|  If death occurs after the date Minimum Distributions must begin under the
     Code, the Death Benefit must be paid out at least as rapidly as under the method then in effect.

A Beneficiary has the flexibility to take out more each year than required under the Minimum Distribution rules. Until withdrawn, amounts in an IRA, 403(b) or other "qualified investment" continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the Minimum
Distribution rules, are subject to tax. You may wish to consult a professional tax advisor for tax advice as to your particular situation. See the section entitled "How are Distributions From Qualified Contracts Taxed? - Minimum
Distributions after age 70 1/2."

Upon election of this IRA Beneficiary Continuation option:

|X|  the Annuity contract will be continued in the Owner's name, for the benefit of the Beneficiary.

|X|  the Account Value will be equal to any Death Benefit (including any optional Death Benefit) that would have been payable to the Beneficiary if they had taken a lump sum distribution.

|X|  the Beneficiary may request transfers among Sub-accounts, subject to the same limitations and restrictions that applied to the Owner. NOTE: The
     Sub-accounts offered under the IRA Beneficiary Continuation option may be limited.

|X|  no additional Purchase Payments can be applied to the Annuity.

|X|  the basic Death Benefit and any optional Death Benefits elected by the
     Owner will no longer apply to the Beneficiary.

|X|  the Beneficiary can request a withdrawal of all or a portion of the Account
     Value at any time.

|X|  upon the death of the Beneficiary, any remaining Account Value will be paid in a lump sum to the person(s) named by the Beneficiary.

|X|  all amounts in the Annuity must be paid out to the Beneficiary according to the Minimum Distribution rules described above.

Please contact American Skandia for additional information on the availability, restrictions and limitations that will apply to a Beneficiary under the IRA
Beneficiary Continuation option.

Are there any exceptions to these rules for paying the Death Benefit?

Yes, there are exceptions that apply no matter how your Death Benefit is calculated. There are exceptions to the Death Benefit if the decedent was not the Owner or Annuitant as of the Issue Date and did not become the Owner or
Annuitant due to the prior Owner's or Annuitant's death. Any Death Benefit
(including either optional Death Benefit) that applies will be suspended for a two-year period from the date he or she first became Owner or Annuitant. After the two-year suspension period is completed, the Death Benefit is the same as if this person had been an Owner or Annuitant on the Issue Date.

When do you determine the Death Benefit?

We determine the amount of the Death Benefit as of the date we receive "due proof of death", any instructions we require to determine the method of payment and any other written representations we require to determine the proper payment of the Death Benefit to all Beneficiaries. "Due proof of death" may include a certified copy of a death certificate, a certified copy of a decree of a court of competent jurisdiction as to the finding of death or other satisfactory proof of death. Upon our receipt of "due proof of death" we automatically transfer the
Death Benefit to the AST Money Market Sub-account until we further determine the universe of eligible Beneficiaries. Once the universe of eligible Beneficiaries has been determined each eligible Beneficiary may allocate his or her eligible share of the Death Benefit to the Sub-accounts according to our rules.

Each Beneficiary must make an election as to the method they wish to receive their portion of the Death Benefit. Absent an election of a Death Benefit payment method, no Death Benefit can be paid to the Beneficiary. We may require written acknowledgment of all named Beneficiaries before we can pay the Death
Benefit. During the period from the date of death until we receive all required paper work, the amount of the Death Benefit may be subject to market fluctuations.

VALUING YOUR INVESTMENT

HOW IS MY ACCOUNT VALUE DETERMINED?

During the accumulation period, the Annuity has an Account Value. The Account
Value is determined separately for each Sub-account allocation and for each
Fixed Allocation. The Account Value is the sum of the values of each Sub-account allocation and the value of each Fixed Allocation. When determining the Account
Value on any day other than a Fixed Allocation's Maturity Date, the Account
Value may include any Market Value Adjustment that would apply to a Fixed
Allocation (if withdrawn or transferred) on that day.

WHAT IS THE SURRENDER VALUE OF MY ANNUITY?

The Surrender Value of your Annuity is the value available to you on any day during the accumulation period. The Surrender Value is equal to your Account
Value minus the Annual Maintenance Fee and the charge for any optional benefits.
The Surrender Value will also include any Market Value Adjustment that may apply.

HOW AND WHEN DO YOU VALUE THE SUB-ACCOUNTS?

When you allocate Account Value to a Sub-account, you are purchasing units of the Sub-account. Each Sub-account invests exclusively in shares of an underlying
Portfolio. The value of the Units fluctuates with the market fluctuations of the
Portfolios. The value of the Units also reflects the daily accrual for the
Insurance Charge and if you elected one or more optional benefits whose annual charge is deducted daily, the additional charge made for such benefits. There may be several different Unit Prices for each Sub-account to reflect the
Insurance Charge and the charges for any optional benefits. The Unit Price for the Units you purchase will be based on the total charges for the benefits that apply to your Annuity. See the section entitled "What Happens to My Units When
There is a Change in Daily Asset-Based Charges?" for a detailed discussion of how Units are purchased and redeemed to reflect changes in the daily charges that apply to your Annuity.

Each Valuation Day, we determine the price for a Unit of each Sub-account, called the "Unit Price." The Unit Price is used for determining the value of transactions involving Units of the Sub-accounts. We determine the number of
Units involved in any transaction by dividing the dollar value of the transaction by the Unit Price of the Sub-account as of the Valuation Day.

EXAMPLE

Assume you allocate $5,000 to a Sub-account. On the Valuation Day you make the allocation, the Unit Price is $14.83. Your $5,000 buys 337.154 Units of the
Sub-account. Assume that later, you wish to transfer $3,000 of your Account
Value out of that Sub-account and into another Sub-account. On the Valuation Day you request the transfer, the Unit Price of the original Sub-account has increased to $16.79. To transfer $3,000, we sell 178.677 Units at the current
Unit Price, leaving you 158.477 Units. We then buy $3,000 of Units of the new
Sub-account at the Unit Price of $17.83. You would then have 168.255 Units of the new Sub-account.

HOW DO YOU VALUE FIXED ALLOCATIONS?

During the Guarantee Period, we use the concept of an Interim Value. The Interim
Value can be calculated on any day and is equal to the initial value allocated to a Fixed Allocation plus all interest credited to a Fixed Allocation as of the date calculated. The Interim Value does not include the impact of any Market
Value Adjustment. If you made any transfers or withdrawals from a Fixed
Allocation, the Interim Value will reflect the withdrawal of those amounts and any interest credited to those amounts before they were withdrawn. To determine the Account Value of a Fixed Allocation on any day other than its Maturity Date, we multiply the Account Value of the Fixed Allocation times the Market Value
Adjustment factor.

WHEN DO YOU PROCESS AND VALUE TRANSACTIONS?

American Skandia is generally open to process financial transactions on those days that the New York Stock Exchange (NYSE) is open for trading. There may be circumstances where the NYSE does not open on a regularly scheduled date or time or closes at an earlier time than scheduled (normally 4:00 p.m. EST). Financial transactions requested before the close of the NYSE which meet our requirements will be processed according to the value next determined following the close of business. Financial transactions requested on a non-business day or after the close of the NYSE will be processed based on the value next computed on the next business day. There may be circumstances when the opening or closing time of the
NYSE is different than other major stock exchanges, such as NASDAQ or the
American Stock Exchange. Under such circumstances, the closing time of the NYSE will be used when valuing and processing transactions.

There may be circumstances where the NYSE is open, however, due to inclement weather, natural disaster or other circumstances beyond our control, our offices may be closed or our business processing capabilities may be restricted. Under those circumstances, your Account Value may fluctuate based on changes in the
Unit Values, but you may not be able to transfer Account Value, or make a purchase or redemption request.

The NYSE is closed on the following nationally recognized holidays: New Year's
Day, Martin Luther King, Jr. Day, Presidents' Day, Good Friday, Memorial Day,
Independence Day, Labor Day, Thanksgiving, and Christmas. On those dates, we will not process any financial transactions involving purchase or redemption orders.

American Skandia will also not process financial transactions involving purchase or redemption orders or transfers on any day that:

|X|  trading on the NYSE is restricted;

|X|  an emergency exists making redemption or valuation of securities held in the separate account impractical; or

|X|  the SEC, by order, permits the suspension or postponement for the protection of security holders.

Initial Purchase Payments: We are required to allocate your initial Purchase
Payment to the Sub-accounts within two (2) days after we receive all of our requirements to issue the Annuity. If we do not have all the required information to allow us to issue your Annuity, we may retain the Purchase
Payment while we try to reach you or your representative to obtain all of our requirements. If we are unable to obtain all of our required information within five (5) days, we are required to return the Purchase Payment to you at that time, unless you specifically consent to our retaining the Purchase Payment while we gather the required information. Once we obtain the required information, we will invest the Purchase Payment and issue the Annuity within two (2) days. During any period that we are trying to obtain the required information, your money is not invested.

Additional Purchase Payments: We will apply any additional Purchase Payments on the Valuation Day that we receive the Purchase Payment with satisfactory allocation instructions.

Scheduled Transactions: "Scheduled" transactions include transfers under a
Dollar Cost Averaging, rebalancing, or asset allocation program, Systematic
Withdrawals, Minimum Distributions or annuity payments. Scheduled transactions are processed and valued as of the date they are scheduled, unless the scheduled day is not a Valuation Day. In that case, the transaction will be processed and valued on Valuation Day prior to the scheduled transaction date.

Unscheduled Transactions: "Unscheduled" transactions include any other non-scheduled transfers and requests for Partial Withdrawals or Surrenders.
Unscheduled transactions are processed and valued as of the Valuation Day we receive the request at our Office and have all of the required information.

Death Benefits: Death Benefit claims require our review and evaluation before processing. We price such transactions as of the date we receive at our Office all supporting documentation we require for such transactions and that are satisfactory to us.

Transactions in ProFunds VP Sub-accounts: Generally, purchase or redemption orders or transfer requests must be received by us by no later than the close of the NYSE to be processed on the current Valuation Day. However, any purchase or redemption order or transfer request involving the ProFunds VP Sub-accounts must be received by us no later than one hour prior to any announced closing of the applicable securities exchange (generally, 3:00 p.m. Eastern time) to be processed on the current Valuation Day. The "cut-off" time for such financial transactions involving a ProFunds VP Sub-account will be extended to1/2hour prior to any announced closing (generally, 3:30 p.m. Eastern time) for transactions submitted electronically through American Skandia's Internet website (www.americanskandia.com). You cannot request a transaction involving the purchase, redemption or transfer of Units in one of the ProFunds VP
Sub-accounts between the applicable "cut-off" time and 4:00 p.m. Transactions received after 4:00 p.m. will be treated as received by us on the next Valuation
Day.

WHAT HAPPENS TO MY UNITS WHEN THERE IS A CHANGE IN DAILY ASSET-BASED CHARGES?

Termination of Optional Benefit: If you terminate the Guaranteed Return Option program, we will no longer deduct the charge we apply to purchase the optional benefit. On the date the charge no longer applies, your Annuity will become subject to a different daily asset-based charge. We will process a transaction where your Account Value allocated to the Sub-accounts will be used to purchase new Units of the Sub-accounts that reflect the Insurance Charge, but not the charge for the optional program that you terminated. The number of Units attributed to your Annuity will be decreased and the Unit Price of each unit of the Sub-accounts in which you invested will be increased. The adjustment in the number of Units and Unit Price will not affect your Account Value. Beginning on that date, your Account Value will be determined based on the change in the value of Units that reflect the Insurance Charge.

TAX CONSIDERATIONS

WHAT ARE SOME OF THE FEDERAL TAX CONSIDERATIONS OF THIS ANNUITY?

Following is a brief summary of some of the Federal tax considerations relating to this Annuity. However, since the tax laws are complex and tax consequences are affected by your individual circumstances, this summary of our interpretation of the relevant tax laws is not intended to be fully comprehensive nor is it intended as tax advice. Therefore, you may wish to consult a professional tax advisor for tax advice as to your particular situation.

HOW ARE AMERICAN SKANDIA AND THE SEPARATE ACCOUNTS TAXED?

The Separate Accounts are taxed as part of American Skandia. American Skandia is taxed as a life insurance company under Part I, subchapter L of the Code. No taxes are due on interest, dividends and short-term or long-term capital gains earned by the Separate Accounts with respect to the Annuities.

IN GENERAL, HOW ARE ANNUITIES TAXED?

Section 72 of the Code governs the taxation of annuities in general. Taxation of the Annuity will depend in large part on:

1. whether the Annuity is used by:

|X|  a qualified pension plan, profit sharing plan or other retirement arrangement that is eligible for special treatment under the Code (for purposes of this discussion, a "Qualified Contract"); or

|X|  an individual or a corporation, trust or partnership (a "Non-qualified
     Contract"); and

2. whether the Owner is:

|X|  an individual person or persons; or

|X|  an entity including a corporation, trust or partnership.

Individual Ownership: If one or more individuals own an Annuity, the Owner of the Annuity is generally not taxed on any increase in the value of the Annuity until an amount is received (a "distribution"). This is commonly referred to as
"tax deferral". A distribution can be in the form of a lump sum payment including payment of a Death Benefit, or in annuity payments under one of the annuity payment options. Certain other transactions may qualify as a distribution and be subject to taxation.

Entity Ownership: If the Annuity is owned by an entity and is not a Qualified
Contract, generally the Owner of the Annuity must currently include any increase in the value of the Annuity during a tax year in its gross income. An exception from current taxation applies for annuities held by an employer with respect to a terminated tax-qualified retirement plan, a trust holding an annuity as an agent for a natural person, or by a decedent's estate by reason of the death of the decedent. A tax-exempt entity for Federal tax purposes may not be subject to income tax as a result of this provision.

HOW ARE DISTRIBUTIONS TAXED?

Distributions from an Annuity are taxed as ordinary income and not as capital gains.

Distributions Before Annuitization: Distributions received before annuity payments begin are generally treated as coming first from "income on the contract" and then as a return of the "investment in the contract". The amount of any distribution that is treated as receipt of "income on the contract" is includible in the taxpayer's gross income and taxable in the year it is received. The amount of any distribution treated as a return of the "investment in the contract" is not includible in gross income.

|X|  "Income on the contract" is calculated by subtracting the taxpayer's
     "investment in the contract" from the aggregate value of all "related contracts" (discussed below).

|X|  "Investment in the contract" is equal to total purchase payments for all
     "related contracts" minus any previous distributions or portions of such distributions from such "related contracts" that were not includible in gross income. "Investment in the contract" may be affected by whether an annuity or any "related contract" was purchased as part of a tax-free exchange of life insurance, endowment, or annuity contracts under Section
     1035 of the Code. The "investment in the contract" for a Qualified Contract will be considered zero for tax reporting purposes.

Distributions After Annuitization: A portion of each annuity payment received on or after the Annuity Date will generally be taxable. The taxable portion of each annuity payment is determined by a formula which establishes the ratio that the
"investment in the contract" bears to the total value of annuity payments to be made. This is called the "exclusion ratio." The investment in the contract is excluded from gross income. Any portion of an annuity payment received that exceeds the exclusion ratio will be entirely includible in gross income. The formula for determining the exclusion ratio differs between fixed and variable annuity payments. When annuity payments cease because of the death of the person upon whose life payments are based and, as of the date of death, the amount of annuity payments excluded from taxable income by the exclusion ratio does not exceed the "investment in the contract," then the remaining portion of unrecovered investment may be allowed as a deduction on the decedent's final income tax return.

Penalty Tax on Distributions: Generally, any distribution from an annuity not used in conjunction with a Qualified Contract (Qualified Contracts are discussed below) is subject to a penalty equal to 10% of the amount includible in gross income. This penalty does not apply to certain distributions, including:

|X|  Distributions made on or after the taxpayer has attained age 591/2;

|X|  Distributions made on or after the death of the contract owner, or, if the owner is an entity, the death of the annuitant;

|X|  Distributions attributable to the taxpayer's becoming disabled within the meaning of Code section 72(m)(7);

|X|  Distributions which are part of a series of substantially equal periodic payments for the life (or life expectancy) of the taxpayer or the joint lives (or joint life expectancies) of the taxpayer and the taxpayer's designated beneficiary;

|X|  Distributions of amounts which are treated as "investments in the contract"
     made prior to August 14, 1982;

|X|  Payments under an immediate annuity as defined in the Code;

|X|  Distributions under a qualified funding asset under Code Section 130(d); or

|X|  Distributions from an annuity purchased by an employer on the termination of a qualified pension plan that is held by the employer until the employee separates from service.

Special rules applicable to "related contracts": Contracts issued by the same insurer to the same contract owner within the same calendar year (other than certain contracts owned in connection with a tax-qualified retirement arrangement) are to be treated as one annuity contract when determining the taxation of distributions before annuitization. We refer to these contracts as
"related contracts." In situations involving related contracts we believe that the values under such contracts and the investment in the contracts will be added together to determine the proper taxation of a distribution from any one contract described under the section "Distributions before Annuitization."
Generally, distributions will be treated as coming first from income on the contract until all of the income on all such related contracts is withdrawn, and then as a return of the investment in the contract. There is some uncertainty regarding the manner in which the Internal Revenue Service would view related contracts when one or more contracts are immediate annuities or are contracts that have been annuitized. The Internal Revenue Service has not issued guidance clarifying this issue as of the date of this Prospectus. You are particularly cautioned to seek advice from your own tax advisor on this matter.

Special concerns regarding "substantially equal periodic payments": (also known as "72(t)" or "72(q)" distributions) Any modification to a program of distributions which are part of a series of substantially equal periodic payments that occur before the later of the taxpayer reaching age 59 1/2or five
(5) years from the first of such payments will result in the requirement to pay the 10% premature distribution penalty that would have been due had the payments been treated as subject to the 10% premature distribution penalty in the years received, plus interest. This does not apply when the modification is by reason of death or disability. American Skandia does not currently support a section
72(q) program.

Special concerns regarding immediate annuities: The Internal Revenue Service has ruled that the immediate annuity exception to the 10% penalty described above under "Penalty Tax on Distributions" for "non-qualified" immediate annuities as defined under the Code may not apply to annuity payments under a contract recognized as an immediate annuity under state insurance law obtained pursuant to an exchange of a contract if: (a) purchase payments for the exchanged contract were contributed or deemed to be contributed more than one year prior to the annuity starting date under the immediate annuity; and (b) the annuity payments under the immediate annuity do not meet the requirements of any other exception to the 10% penalty.

Special rules in relation to tax-free exchanges under Section 1035: Section 1035 of the Code permits certain tax-free exchanges of a life insurance, annuity or endowment contract for an annuity. If an annuity is purchased through a tax-free exchange of a life insurance, annuity or endowment contract that was purchased prior to August 14, 1982, then any distributions other than as annuity payments will be considered to come:

|X|  First, from the amount of "investment in the contract" made prior to August
     14, 1982 and exchanged into the annuity;

|X|  Then, from any "income on the contract" that is attributable to the purchase payments made prior to August 14, 1982 (including income on such original purchase payments after the exchange);

|X|  Then, from any remaining "income on the contract"; and

|X|  Lastly, from the amount of any "investment in the contract" made after
     August 13, 1982.

Therefore, to the extent a distribution is equal to or less than the remaining investment in the contract made prior to August 14, 1982, such amounts are not included in taxable income. Further, distributions received that are considered to be a return of investment on the contract from purchase payments made prior to August 14, 1982, such distributions are not subject to the 10% tax penalty.
In all other respects, the general provisions of the Code apply to distributions from annuities obtained as part of such an exchange.

Partial surrenders may be treated in the same way as tax-free 1035 exchanges of entire contracts, therefore avoiding current taxation of any gains in the contract as well as the 10% IRS tax penalty on pre-age 59 1/2withdrawals. The
IRS has reserved the right to treat transactions it considers abusive as ineligible for this favorable partial 1035 exchange treatment. We do not know what transactions may be considered abusive. For example, we do not know how the
IRS may view early withdrawals or annuitizations after a partial exchange. As of the date of this prospectus, we will treat a partial surrender of this type involving a non-qualified annuity contract as a "tax-free" exchange for future tax reporting purposes, except to the extent that we, as a reporting and withholding agent, believe that we would be expected to deem the transaction to be abusive. However, some insurance companies may not recognize these partial surrenders as tax-free exchanges and may report them as taxable distributions to the extent of any gain distributed as well as subjecting the taxable portion of the distribution to the 10% IRS early distribution penalty. We strongly urge you to discuss any transaction of this type with your tax advisor before proceeding with the transaction.

There is no guidance from the Internal Revenue Service as to whether a partial exchange from a life insurance contract is eligible for non-recognition treatment under Section 1035 of the Code. We will continue to report a partial surrender of a life insurance policy as subject to current taxation to the extent of any gain. In addition, please be cautioned that no specific guidance has been provided as to the impact of such a transaction on the remaining life insurance policy, particularly as to the subsequent methods to be used to test for compliance under the Code for both the definition of life insurance and the definition of a modified endowment contract.

Special Considerations for Purchasers of the Enhanced Beneficiary Protection
Optional Death Benefit: As of the date of this Prospectus, it is our understanding that the charges related to the optional Death Benefit are not subject to current taxation and we will not report them as such. However, the
IRS could take the position that these charges should be treated as partial withdrawals subject to current taxation to the extent of any gain and, if applicable, the 10% tax penalty. We reserve the right to report charges for the optional Death Benefit as partial withdrawals if we, as a reporting and withholding agent, believe that we would be expected to report them as such.

WHAT TAX CONSIDERATIONS ARE THERE FOR TAX-QUALIFIED RETIREMENT PLANS OR
QUALIFIED CONTRACTS?

An annuity may be suitable as a funding vehicle for various types of tax-qualified retirement plans. We have provided summaries below of the types of tax-qualified retirement plans with which we may issue an Annuity. These summaries provide general information about the tax rules and are not intended to be complete discussions. The tax rules regarding qualified plans are complex.
These rules may include limitations on contributions and restrictions on distributions, including additional taxation of distributions and additional penalties. The terms and conditions of the tax-qualified retirement plan may impose other limitations and restrictions that are in addition to the terms of the Annuity. The application of these rules depends on individual facts and circumstances. Before purchasing an Annuity for use in a qualified plan, you should obtain competent tax advice, both as to the tax treatment and suitability of such an investment. American Skandia does not offer all of its annuities to all of these types of tax-qualified retirement plans.

Economic Growth and Tax Relief Reconciliation Act (EGTRRA): Certain states do not conform to the pension provisions included in EGTRRA. We recommend that you consult with your tax advisor to determine the status of your state's statutes as they relate to EGTRRA and your tax qualified retirement plan.

Corporate Pension and Profit-sharing Plans: Annuities may be used to fund employee benefits of various corporate pension and profit-sharing plans established by corporate employers under Section 401(a) of the Code including
401(k) plans. Contributions to such plans are not taxable to the employee until distributions are made from the retirement plan. The Code imposes limitations on the amount that may be contributed and the timing of distributions. The tax treatment of distributions is subject to special provisions of the Code, and also depends on the design of the specific retirement plan. There are also special requirements as to participation, nondiscrimination, vesting and nonforfeitability of interests.

H.R. 10 Plans: Annuities may also be used to fund benefits of retirement plans established by self-employed individuals for themselves and their employees.
These are commonly known as "H.R. 10 Plans" or "Keogh Plans". These plans are subject to most of the same types of limitations and requirements as retirement plans established by corporations. However, the exact limitations and requirements may differ from those for corporate plans.

Tax Sheltered Annuities: Under Section 403(b) of the Code, a tax sheltered annuity ("TSA") is a contract into which contributions may be made by certain qualifying employers such as public schools and certain charitable, educational and scientific organizations specified in Section 501(c)(3) for the benefit of their employees. Such contributions are not taxable to the employee until distributions are made from the TSA. The Code imposes limits on contributions, transfers and distributions. Nondiscrimination requirements also apply.

Section 457 Plans: Under Section 457 of the Code, deferred compensation plans established by governmental and certain other tax exempt employers for their employees may invest in annuity contracts. The Code limits contributions and distributions, and imposes eligibility requirements as well. Contributions are not taxable to employees until distributed from the plan. However, plan assets remain the property of the employer and are subject to the claims of the employer's general creditors until such assets are made available to participants or their beneficiaries.

Individual Retirement Arrangements or "IRAs": Section 408 of the Code allows eligible individuals to maintain an individual retirement account or individual retirement annuity ("IRA"). IRAs are subject to limitations on the amount that may be contributed, the contributions that may be deducted from taxable income, the persons who may be eligible to establish an IRA and the time when distributions must commence. Further, an Annuity may be established with
"roll-over" distributions from certain tax-qualified retirement plans and maintain the tax-deferred status of these amounts.

Roth IRAs: A form of IRA is also available called a "Roth IRA". Contributions to a Roth IRA are not tax deductible. However, distributions from a Roth IRA are free from Federal income taxes and are not subject to the 10% penalty tax if five (5) tax years have passed since the first contribution was made or any conversion from a traditional IRA was made and the distribution is made (a) once the taxpayer is age 59 1/2or older, (b) upon the death or disability of the taxpayer, or (c) for qualified first-time home buyer expenses, subject to certain limitations. Distributions from a Roth IRA that are not "qualified" as described above may be subject to Federal income and penalty taxes.

Purchasers of IRAs and Roth IRAs will receive a special disclosure document, which describes limitations on eligibility, contributions, transferability and distributions. It also describes the conditions under which distributions from
IRAs and qualified plans may be rolled over or transferred into an IRA or another qualified plan, on a tax-deferred basis and the conditions under which distributions from traditional IRAs may be rolled over to, or the traditional
IRA itself may be converted into, a Roth IRA.

SEP IRAs: Eligible employers that meet specified criteria may establish
Simplified Employee Pensions or SEP IRAs. Employer contributions that may be made to employee SEP IRAs are larger than the amounts that may be contributed to other IRAs, and may be deductible to the employer.

HOW ARE DISTRIBUTIONS FROM QUALIFIED CONTRACTS TAXED?

Distributions from Qualified Contracts are generally taxed under Section 72 of the Code. Under these rules, a portion of each distribution may be excludable from income. The excludable amount is the proportion of a distribution representing after-tax contributions. Generally, a 10% penalty tax applies to the taxable portion of a distribution from a Qualified Contract made prior to age 59 1/2. However, the 10% penalty tax does not apply when the distribution:

|X|  is part of a properly executed transfer to another IRA or another eligible qualified account;

|X|  is subsequent to the death or disability of the taxpayer (for this purpose disability is as defined in Section 72(m)(7) of the Code);

|X|  is part of a series of substantially equal periodic payments to be paid not less frequently than annually for the taxpayer's life or life expectancy or for the joint lives or life expectancies of the taxpayer and a designated beneficiary;

|X|  is subsequent to a separation from service after the taxpayer attains age
     55*;

|X|  does not exceed the employee's allowable deduction in that tax year for medical care;

|X|  is made to an alternate payee pursuant to a qualified domestic relations order*;

|X|  is made pursuant to an IRS levy;

|X|  is made to pay qualified acquisition costs for a first time home purchase
     (IRA only);

|X|  is made to pay qualified higher education expenses (IRA only); and

|X|  is not more than the cost of your medical insurance (IRA only).

The exceptions above which are followed by an asterisk (*) do not apply to IRAs.
Certain other exceptions may be available.

Minimum Distributions after age 70 1/2: A participant's interest in a Qualified
Contract must generally be distributed, or begin to be distributed, by the
"required beginning date". This is April 1st of the calendar year following the later of:

|X|  the calendar year in which the individual attains age 70 1/2; or

|X|  the calendar year in which the individual retires from service with the employer sponsoring the plan. The retirement option is not available to
     IRAs.

The IRS has released Treasury regulations containing new Minimum Distribution rules. For Minimum Distributions required in 2003 and later, individuals are required to use the rules under the 2002 Final Regulations. The 2002 Final
Regulations contain a provision which could increase the amount of minimum distributions required for certain individuals. Under the 2002 Final
Regulations, individuals are required to include in their annuity contract value the actuarial value of any other benefits that will be provided under the annuity. We and other annuity providers are currently seeking clarification of this new rule. You should consult your tax adviser to determine the impact of this rule on your Minimum Distributions.

Under the new Minimum Distribution rules, a uniform life expectancy table will be utilized by all participants except those with a spouse who is more than ten
(10) years younger than the participant. In that case, the new rules permit the participant to utilize the actual life expectancies of the participant and the spouse. In most cases, the beneficiary may be changed during the participant's lifetime with no affect on the Minimum Distributions. At death, the designated
Beneficiary may generally take Minimum Distributions over his/her life expectancy or in a lump sum.

If the amount distributed is less than the minimum required distribution for the year, the participant is subject to a 50% tax on the amount that was not properly distributed. Because of the many recent changes to the Minimum
Distribution rules, we strongly encourage you to consult with your tax advisor for more detailed information.

GENERAL TAX CONSIDERATIONS

Diversification: Section 817(h) of the Code provides that a variable annuity contract, in order to qualify as an annuity, must have an "adequately diversified" segregated asset account (including investments in a mutual fund by the segregated asset account of insurance companies). If the diversification requirements under the Code are not met and the annuity is not treated as an annuity, the taxpayer will be subject to income tax on the annual gain in the contract. The Treasury Department's regulations prescribe the diversification requirements for variable annuity contracts. We expect the underlying mutual fund portfolios to comply with the terms of these regulations.

Transfers Between Investment Options: Transfers between investment options are not subject to taxation. The Treasury Department may promulgate guidelines under which a variable annuity will not be treated as an annuity for tax purposes if persons with ownership rights have excessive control over the investments underlying such variable annuity. Such guidelines may or may not address the number of investment options or the number of transfers between investment options offered under a variable annuity. It is not known whether such guidelines, if in fact promulgated, would have retroactive effect. It is also not known what effect, if any, such guidelines may have on transfers between the investment options of the Annuity offered pursuant to this Prospectus. We will take any action, including modifications to your Annuity or the Sub-accounts, required to comply with such guidelines if promulgated.

Federal Income Tax Withholding: Section 3405 of the Code provides for Federal income tax withholding on the portion of a distribution which is includible in the gross income of the recipient. Amounts to be withheld depend upon the nature of the distribution. However, under most circumstances a recipient may elect not to have income taxes withheld or have income taxes withheld at a different rate by filing a completed election form with us.

Certain distributions, known as eligible rollover distributions, from Qualified
Contracts, are subject to automatic 20% withholding for Federal income taxes.
The following distributions are not eligible rollover distributions and not subject to 20% withholding:

|X|  any portion of a distribution paid as a Minimum Distribution;

|X|  direct transfers to the trustee of another retirement plan;

|X|  distributions from an individual retirement account or individual retirement annuity;

|X|  distributions made as substantially equal periodic payments for the life or life expectancy of the participant in the retirement plan or the life or life expectancy of such participant and his or her designated beneficiary under such plan;

|X|  distributions that are part of a series of substantial periodic payments pursuant to Section 72(q) or 72(t) of the Code; and

|X|  certain other distributions where automatic 20% withholding may not apply.

Loans, Assignments and Pledges: Any amount received directly or indirectly as a loan from, or any assignment or pledge of any portion of the value of, an annuity before annuity payments have begun is treated as a distribution subject to taxation under the distribution rules set forth above. Any gain in an annuity on or after the assignment or pledge of an entire annuity and while such assignment or pledge remains in effect is treated as "income on the contract" in the year in which it is earned. For annuities not issued as Qualified Contracts, the cost basis of the annuity is increased by the amount of any assignment or pledge includible in gross income. The cost basis is not affected by any repayment of any loan for which the annuity is collateral or by payment of any interest thereon.

Gifts: The gift of an annuity to someone other than the spouse of the owner (or former spouse incident to a divorce) is treated, for income tax purposes, as a distribution.

Estate and Gift Tax Considerations: You should obtain competent tax advice with respect to possible federal and state estate and gift tax consequences flowing from the ownership and transfer of annuities.

Generation-Skipping Transfers: Under the Code certain taxes may be due when all or part of an annuity is transferred to, or a death benefit is paid to, an individual two or more generations younger than the contract holder. These generation-skipping transfers generally include those subject to federal estate or gift tax rules. There is an aggregate $1.1 million exemption from taxes for all such transfers. We may be required to determine whether a transaction is a direct skip as defined in the Code and the amount of the resulting tax. We will deduct from your Annuity or from any applicable payment treated as a direct skip any amount of tax we are required to pay.

Considerations for Contingent Annuitants: There may be adverse tax consequences if a contingent annuitant succeeds an annuitant when the Annuity is owned by a trust that is neither tax exempt nor qualifies for preferred treatment under certain sections of the Code. In general, the Code is designed to prevent indefinite deferral of tax. Continuing the benefit of tax deferral by naming one or more contingent annuitants when the Annuity is owned by a non-qualified trust might be deemed an attempt to extend the tax deferral for an indefinite period.
Therefore, adverse tax treatment may depend on the terms of the trust, who is named as contingent annuitant, as well as the particular facts and circumstances. You should consult your tax advisor before naming a contingent annuitant if you expect to use an Annuity in such a fashion.

GENERAL INFORMATION

HOW WILL I RECEIVE STATEMENTS AND REPORTS?

We send any statements and reports required by applicable law or regulation to you at your last known address of record. You should therefore give us prompt notice of any address change. We reserve the right, to the extent permitted by law and subject to your prior consent, to provide any prospectus, prospectus supplements, confirmations, statements and reports required by applicable law or regulation to you through our Internet Website at http://www.americanskandia.com or any other electronic means, including diskettes or CD ROMs. We send a confirmation statement to you each time a transaction is made affecting Account
Value, such as making additional Purchase Payments, transfers, exchanges or withdrawals. We also send quarterly statements detailing the activity affecting your Annuity during the calendar quarter. We may confirm regularly scheduled transactions, such as the Annual Maintenance Fee, systematic withdrawals
(including 72(t) payments and required minimum distributions), bank drafting, dollar cost averaging, and static rebalancing, in quarterly statements instead of confirming them immediately. You should review the information in these statements carefully. You may request additional reports. We reserve the right to charge up to $50 for each such additional report.

Any errors or corrections on transactions for your Annuity must be reported to us at our Office as soon as possible to assure proper accounting to your
Annuity. For transactions that are confirmed immediately, we assume all transactions are accurate unless you notify us otherwise within 30 days from the date you receive the confirmation. For transactions that are first confirmed on the quarterly statement, we assume all transactions are accurate unless you notify us within 30 days from the date you receive the quarterly statement. All transactions confirmed immediately or by quarterly statement are deemed conclusive after the applicable 30-day period. We may also send an annual report and a semi-annual report containing applicable financial statements for the
Separate Account and the Portfolios, as of December 31 and June 30,
respectively, to Owners or, with your prior consent, make such documents available electronically through our Internet Website or other electronic means.

WHO IS AMERICAN SKANDIA?

American Skandia Life Assurance Corporation ("American Skandia") is a stock life insurance company domiciled in Connecticut with licenses in all 50 states, the
District of Columbia and Puerto Rico. American Skandia is a wholly-owned subsidiary of American Skandia, Inc. ("ASI"). American Skandia markets its products to broker-dealers and financial planners through an internal field marketing staff. In addition, American Skandia markets through and in conjunction with financial institutions such as banks that are permitted directly, or through affiliates, to sell annuities.

American Skandia is in the business of issuing annuity and life insurance products. American Skandia currently offers the following products: (a) flexible premium deferred annuities and single premium fixed deferred annuities that are registered with the SEC; (b) certain other fixed deferred annuities that are not registered with the SEC; (c) both fixed and variable immediate adjustable annuities; and (d) a single premium variable life insurance policy that is registered with the SEC.

On December 20, 2002, Skandia Insurance Company Ltd. (publ), an insurance company organized under the laws of the Kingdom of Sweden ("Skandia"), and on that date, the ultimate parent company of American Skandia, announced that it and Skandia U.S. Inc. had entered into a definitive Stock Purchase Agreement with Prudential Financial, Inc., a New Jersey corporation ("Prudential
Financial"). Under the terms of the Stock Purchase Agreement, Prudential
Financial will acquire Skandia U.S. Inc., a Delaware corporation, from Skandia.
Skandia U.S. Inc. is the sole shareholder of ASI, which is the parent company of
American Skandia. The transaction is expected to close during the second quarter of 2003.

Prudential Financial is a New Jersey insurance holding company whose subsidiary companies serve individual and institutional customers worldwide and include The
Prudential Insurance Company of America, one of the largest life insurance companies in the U.S. These companies offer a variety of products and services, including life insurance, property and casualty insurance, mutual funds, annuities, pension and retirement related services and administration, asset management, securities brokerage, banking and trust services, real estate brokerage franchises, and relocation services.

No company other than American Skandia has any legal responsibility to pay amounts that it owes under its annuity and variable life insurance contracts.
However, following the closing of the acquisition, Prudential Financial will exercise significant influence over the operations and capital structure of
American Skandia.

WHAT ARE SEPARATE ACCOUNTS?

The separate accounts are where American Skandia sets aside and invests the assets of some of our annuities. In the accumulation period, assets supporting
Account Values of the Annuities are held in a separate account established under the laws of the State of Connecticut. We are the legal owner of assets in the separate accounts. In the payout period, assets supporting fixed annuity payments and any adjustable annuity payments we make available are held in our general account. Assets supporting variable annuity payment options may be invested in our separate accounts. Income, gains and losses from assets allocated to these separate accounts are credited to or charged against each such separate account without regard to other income, gains or losses of
American Skandia or of any other of our separate accounts. These assets may only be charged with liabilities which arise from the Annuities issued by American
Skandia. The amount of our obligation in relation to allocations to the
Sub-accounts is based on the investment performance of such Sub-accounts.
However, the obligations themselves are our general corporate obligations.

SEPARATE ACCOUNT B

During the accumulation period, the assets supporting obligations based on allocations to the variable investment options are held in Sub-accounts of
American Skandia Life Assurance Corporation Variable Account B, also referred to as "Separate Account B". Separate Account B was established by us pursuant to
Connecticut law on November 25, 1987. Separate Account B also holds assets of other annuities issued by us with values and benefits that vary according to the investment performance of Separate Account B.

Separate Account B consists of multiple Sub-accounts. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. The name of each
Sub-account generally corresponds to the name of the underlying Portfolio. Each
Sub-account in Separate Account B may have several different Unit Prices to reflect the Insurance Charge and the charges for any optional benefits that are offered under this Annuity and other annuities issued by us through Separate
Account B. Separate Account B is registered with the SEC under the Investment
Company Act of 1940 ("Investment Company Act") as a unit investment trust, which is a type of investment company. The SEC does not supervise investment policies, management or practices of Separate Account B.

Prior to November 18, 2002, Separate Account B was organized as a single separate account with six different Sub-account classes, each of which was registered as a distinct unit investment trust under the Investment Company Act.
Effective November 18, 2002, each Sub-account class of Separate Account B will be consolidated into the unit investment trust formerly named American Skandia
Life Assurance Corporation Variable Account B (Class 1 Sub-accounts), which will subsequently be renamed American Skandia Life Assurance Corporation Variable
Account B. Each Sub-account of Separate Account B will have multiple Unit Prices to reflect the daily charge deducted for each combination of the applicable
Insurance Charge, Distribution Charge (when applicable) and the charge for each optional benefit offered under Annuity contracts funded through Separate Account
B. The consolidation of Separate Account B will have no impact on Annuity
Owners.

We reserve the right to make changes to the Sub-accounts available under the
Annuity as we determine appropriate. We may offer new Sub-accounts, eliminate
Sub-accounts, or combine Sub-accounts at our sole discretion. We may also close
Sub-accounts to additional Purchase Payments on existing Annuity contracts or close Sub-accounts for Annuities purchased on or after specified dates. We may also substitute an underlying mutual fund or portfolio of an underlying mutual fund for another underlying mutual fund or portfolio of an underlying mutual fund, subject to our receipt of any exemptive relief that we are required to obtain under the Investment Company Act. We will notify Owners of changes we make to the Sub-accounts available under the Annuity.

Values and benefits based on allocations to the Sub-accounts will vary with the investment performance of the underlying mutual funds or fund portfolios, as applicable. We do not guarantee the investment results of any Sub-account. Your
Account Value allocated to the Sub-accounts may increase or decrease. You bear the entire investment risk. There is no assurance that the Account Value of your
Annuity will equal or be greater than the total of the Purchase Payments you make to us.

SEPARATE ACCOUNT D

During the accumulation period, assets supporting our obligations based on Fixed
Allocations are held in American Skandia Life Assurance Corporation Separate
Account D, also referred to as "Separate Account D". Such obligations are based on the fixed interest rates we credit to Fixed Allocations and the terms of the
Annuities. These obligations do not depend on the investment performance of the assets in Separate Account D. Separate Account D was established by us pursuant to Connecticut law.

There are no units in Separate Account D. The Fixed Allocations are guaranteed by our general account. An Annuity Owner who allocates a portion of their
Account Value to Separate Account D does not participate in the investment gain or loss on assets maintained in Separate Account D. Such gain or loss accrues solely to us. We retain the risk that the value of the assets in Separate
Account D may drop below the reserves and other liabilities we must maintain.
Should the value of the assets in Separate Account D drop below the reserve and other liabilities we must maintain in relation to the annuities supported by such assets, we will transfer assets from our general account to Separate
Account D to make up the difference. We have the right to transfer to our general account any assets of Separate Account D in excess of such reserves and other liabilities. We maintain assets in Separate Account D supporting a number of annuities we offer.

We currently employ investment managers to manage the assets maintained in
Separate Account D. Each manager we employ is responsible for investment management of a different portion of Separate Account D. From time to time additional investment managers may be employed or investment managers may cease being employed. We are under no obligation to employ or continue to employ any investment manager(s) and have sole discretion over the investment managers we retain.

We are not obligated to invest according to specific guidelines or strategies except as may be required by Connecticut and other state insurance laws.

WHAT IS THE LEGAL STRUCTURE OF THE UNDERLYING FUNDS?

Each underlying mutual fund is registered as an open-end management investment company under the Investment Company Act. Shares of the underlying mutual fund portfolios are sold to separate accounts of life insurance companies offering variable annuity and variable life insurance products. The shares may also be sold directly to qualified pension and retirement plans.

VOTING RIGHTS

We are the legal owner of the shares of the underlying mutual funds in which the
Sub-accounts invest. However, under SEC rules, you have voting rights in relation to Account Value maintained in the Sub-accounts. If an underlying mutual fund portfolio requests a vote of shareholders, we will vote our shares based on instructions received from Owners with Account Value allocated to that
Sub-account. Owners have the right to vote an amount equal to the number of shares attributable to their contracts. If we do not receive voting instructions in relation to certain shares, we will vote those shares in the same manner and proportion as the shares for which we have received instructions. We will furnish those Owners who have Account Value allocated to a Sub-account whose underlying mutual fund portfolio has requested a "proxy" vote with proxy materials and the necessary forms to provide us with their voting instructions.
Generally, you will be asked to provide instructions for us to vote on matters such as changes in a fundamental investment strategy, adoption of a new investment advisory agreement, or matters relating to the structure of the underlying mutual fund that require a vote of shareholders.

American Skandia Trust (the "Trust") has obtained an exemption from the
Securities and Exchange Commission that permits its investment adviser, American
Skandia Investment Services, Incorporated ("ASISI"), subject to approval by the
Board of Trustees of the Trust, to change sub-advisors for a Portfolio and to enter into new sub-advisory agreements, without obtaining shareholder approval of the changes. This exemption (which is similar to exemptions granted to other investment companies that are organized in a similar manner as the Trust) is intended to facilitate the efficient supervision and management of the sub-advisors by ASISI and the Trustees. The Trust is required, under the terms of the exemption, to provide certain information to shareholders following these types of changes.

MATERIAL CONFLICTS

It is possible that differences may occur between companies that offer shares of an underlying mutual fund portfolio to their respective separate accounts issuing variable annuities and/or variable life insurance products. Differences may also occur surrounding the offering of an underlying mutual fund portfolio to variable life insurance policies and variable annuity contracts that we offer. Under certain circumstances, these differences could be considered
"material conflicts," in which case we would take necessary action to protect persons with voting rights under our variable annuity contracts and variable life insurance policies against persons with voting rights under other insurance companies' variable insurance products. If a "material conflict" were to arise between owners of variable annuity contracts and variable life insurance policies issued by us we would take necessary action to treat such persons equitably in resolving the conflict. "Material conflicts" could arise due to differences in voting instructions between owners of variable life insurance and variable annuity contracts of the same or different companies. We monitor any potential conflicts that may exist.

SERVICE FEES PAYABLE TO AMERICAN SKANDIA

American Skandia or our affiliates have entered into agreements with the investment adviser or distributor of many of the underlying Portfolios. Under the terms of these agreements, American Skandia provides administrative and support services to the Portfolios for which a fee is paid that is generally based on a percentage of the average assets allocated to the Portfolios under the Annuity. Any fees payable will be consistent with the services rendered or the expected cost savings resulting from the arrangement. These agreements may be different for each underlying mutual fund whose portfolios are offered as
Sub-accounts.

WHO DISTRIBUTES ANNUITIES OFFERED BY AMERICAN SKANDIA?

American Skandia Marketing, Incorporated ("ASM"), a wholly-owned subsidiary of
American Skandia, Inc., is the distributor and principal underwriter of the securities offered through this prospectus. ASM acts as the distributor of a number of annuity and life insurance products we offer and both American Skandia
Trust and American Skandia Advisor Funds, Inc., a family of retail mutual funds.
ASM also acts as an introducing broker-dealer through which it receives a portion of brokerage commissions in connection with purchases and sales of securities held by portfolios of American Skandia Trust which are offered as underlying investment options under the Annuity.

ASM's principal business address is One Corporate Drive, Shelton, Connecticut
06484. ASM is registered as broker-dealer under the Securities Exchange Act of
1934 ("Exchange Act") and is a member of the National Association of Securities
Dealers, Inc. ("NASD").

The Annuity is offered on a continuous basis. ASM enters into distribution agreements with independent broker-dealers who are registered under the Exchange
Act and with entities that may offer the Annuity but are exempt from registration. Applications for the Annuity are solicited by registered representatives of those firms. Such representatives will also be our appointed insurance agents under state insurance law. In addition, ASM may offer the
Annuity directly to potential purchasers.

Compensation is paid to firms on sales of the Annuity according to one or more schedules. The individual representative will receive a portion of the compensation, depending on the practice of the firm. Compensation may be payable based on a percentage of Purchase Payments made, up to a maximum of 2.0%.
Ongoing compensation of up to 1.00% per year of the Account Value is also payable. We may also provide compensation for providing ongoing service to you in relation to the Annuity. Commissions and other compensation paid in relation to the Annuity do not result in any additional charge to you or to the Separate
Account.

In addition, firms may receive separate compensation or reimbursement for, among other things, training of sales personnel, marketing or other services they provide to us or our affiliates. We or ASM may enter into compensation arrangements with certain firms. These arrangements will not be offered to all firms and the terms of such arrangements may differ between firms. Any such compensation will be paid by us or ASM and will not result in any additional charge to you. To the extent permitted by NASD rules and other applicable laws and regulations, ASM may pay or allow other promotional incentives or payments in the form of cash or other compensation.

Advertising: We may advertise certain information regarding the performance of the investment options. Details on how we calculate performance for the
Sub-accounts are found in the Statement of Additional Information. This information may help you review the performance of the investment options and provide a basis for comparison with other annuities. This information may be less useful when comparing the performance of the investment options with other savings or investment vehicles. Such other investments may not provide some of the benefits of annuities, or may not be designed for long-term investment purposes. Additionally other savings or investment vehicles may not be receive the beneficial tax treatment given to annuities under the Code.

We may advertise the performance of the Portfolios in the form of "Standard" and
"Non-standard" Total Returns calculated for each Sub-account. "Standard Total
Return" figures assume a hypothetical initial investment of $1,000 allocated to a Sub-account during the most recent one, five and ten year periods (or since the inception date that the Portfolio has been offered as a Sub-account, if less). "Standard Total Return" figures assume that the applicable Insurance
Charge and the Annual Maintenance Fee are deducted and that the Annuity is surrendered at the end of the applicable period, meaning that any Contingent
Deferred Sales Charge that would apply upon surrender is also deducted. Since the Annuity does not deduct a Contingent Deferred Sales Charge upon surrender, no such charge is deducted when calculating Standard Total Returns.
"Non-standard Total Return" figures include any performance figures that do not meet the SEC's rules for Standard Total Returns. Non-standard Total Returns are calculated in the same manner as standardized returns except that the figures may not reflect all fees and charges. Non-standard Total Returns may also assume that the Annual Maintenance Fee does not apply due to the average Account Value being greater than $100,000, where the charge is waived. Standard and
Non-standard Total Returns will not reflect the additional asset-based charges that are deducted when you elect any optional benefits. The additional cost associated with any optional benefits you elected will reduce your performance.
Non-standard Total Returns must be accompanied by Standard Total Returns.

Some of the underlying Portfolios existed prior to the inception of these
Sub-accounts. Performance quoted in advertising regarding such Sub-accounts may indicate periods during which the Sub-accounts have been in existence but prior to the initial offering of the Annuities, or periods during which the underlying
Portfolios have been in existence, but the Sub-accounts have not. Such hypothetical historical performance is calculated using the same assumptions employed in calculating actual performance since inception of the Sub-accounts.
Hypothetical historical performance of the underlying Portfolios prior to the existence of the Sub-accounts may only be presented as Non-standard Total
Returns.

We may advertise the performance of money market-type Sub-accounts using a measure of the "current and effective yield". The current yield of a money market-type Sub-account is calculated based upon the previous seven-day period ending on the date of calculation. The effective yield of a money market-type
Sub-account reflects the reinvestment of net income earned daily on the assets of such a Sub-account. The current and effective yields reflect the Insurance
Charge and the charge for any optional benefits (if applicable) deducted against the Sub-account. In a low interest rate environment, yields for money market-type Sub-accounts, after deduction of the Insurance Charge, and the charge for any optional benefits (if applicable) may be negative even though the yield (before deducting for such charges) is positive. Current and effective yield information will fluctuate. This information may not provide a basis for comparisons with deposits in banks or other institutions which pay a fixed yield over a stated period of time, or with investment companies which do not serve as underlying mutual funds for variable annuities and/or do not have additional asset-based charges deducted for the insurance protection provided by the
Annuity.

Performance information on the Sub-accounts is based on past performance only and is not an indication or representation of future performance. Performance of the Sub-accounts is not fixed. Actual performance will depend on the type, quality and, for some of the Sub-accounts, the maturities of the investments held by the underlying mutual funds or portfolios and upon prevailing market conditions and the response of the underlying mutual funds to such conditions.
Actual performance will also depend on changes in the expenses of the underlying mutual funds or portfolios. Such changes are reflected, in turn, in the
Sub-accounts which invest in such underlying mutual fund or portfolio. In addition, the total amount of asset-based charges assessed against each
Sub-account will affect performance.

The information we may advertise regarding the Fixed Allocations may include the then current interest rates we are crediting to new Fixed Allocations.
Information on current rates will be as of the date specified in such advertisement. Rates will be included in advertisements to the extent permitted by law. Given that the actual rates applicable to any Fixed Allocation are as of the date of any such Fixed Allocation's Guarantee Period begins, the rate credited to a Fixed Allocation may be more or less than those quoted in an advertisement.

Advertisements we distribute may also compare the performance of our
Sub-accounts with: (a) certain unmanaged market indices, including but not limited to the Dow Jones Industrial Average, the Standard & Poor's 500, the
NASDAQ 100, the Shearson Lehman Bond Index, the Frank Russell non-U.S. Universal
Mean, the Morgan Stanley Capital International Index of Europe, Asia and Far
East Funds, and the Morgan Stanley Capital International World Index; and/or (b)
other management investment companies with investment objectives similar to the mutual fund or portfolio underlying the Sub-accounts being compared. This may include the performance ranking assigned by various publications, including but not limited to the Wall Street Journal, Forbes, Fortune, Money, Barron's,
Business Week, USA Today and statistical services, including but not limited to
Lipper Analytical Services Mutual Funds Survey, Lipper Annuity and Closed End
Survey, the Variable Annuity Research Data Survey, SEI, the Morningstar Mutual
Fund Sourcebook and the Morningstar Variable Annuity/Life Sourcebook.

American Skandia Life Assurance Corporation may advertise its rankings and/or ratings by independent financial ratings services. Such rankings may help you in evaluating our ability to meet our obligations in relation to Fixed Allocations, pay minimum death benefits, pay annuity payments or administer Annuities. Such rankings and ratings do not reflect or relate to the performance of Separate
Account B.

AVAILABLE INFORMATION

A Statement of Additional Information is available from us without charge upon your request. This Prospectus is part of the registration statement we filed with the SEC regarding this offering. Additional information on us and this offering is available in those registration statements and the exhibits thereto.
You may obtain copies of these materials at the prescribed rates from the SEC's
Public Reference Section, 450 Fifth Street N.W., Washington, D.C., 20549. You
may inspect and copy those registration statements and exhibits thereto at the
SEC's public reference facilities at the above address, Room 1024, and at the
SEC's Regional Offices, The Woolworth Building, 233 Broadway, New York, NY and
175 W. Jackson Boulevard, Suite 900, Chicago, IL. These documents, as well as documents incorporated by reference, may also be obtained through the SEC's
Internet Website (http://www.sec.gov) for this registration statement as well as for other registrants that file electronically with the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

To the extent and only to the extent that any statement in a document incorporated by reference into this Prospectus is modified or superseded by a statement in this Prospectus or in a later-filed document, such statement is hereby deemed so modified or superseded and not part of this Prospectus. The
Annual Report on Form 10-K for the year ended December 31, 2002 previously filed by the Company with the SEC under the Exchange Act is incorporated by reference in this Prospectus.

We will furnish you without charge a copy of any or all of the documents incorporated by reference in this Prospectus, including any exhibits to such documents which have been specifically incorporated by reference. We will do so upon receipt of your written or oral request.

HOW TO CONTACT US
 You can contact us by:

|X|  calling Skandia's Telephone Automated Response System (STARS) at
     1-800-766-4530.

|X|  writing to us via regular mail at American Skandia - Variable Annuities,
     P.O. Box 7040, Bridgeport, Connecticut 06601-7040 OR for express mail
     American Skandia - Variable Annuities, One Corporate Drive, Shelton,
     Connecticut 06484. NOTE: Failure to send mail to the proper address may result in a delay in our receiving and processing your request.

|X|  sending an email to customerservice@skandia.com or visiting our Internet
     Website at www.americanskandia.com

|X|  accessing information about your Annuity through our Internet Website at
     www.americanskandia.com

You can obtain account information through Skandia's Telephone Automated
Response System (STARS) and at www.americanskandia.com, our Internet Website.
Our Customer Service representatives are also available during business hours to provide you with information about your account. You can request certain transactions through our telephone voice response system, our Internet Website or through a customer service representative. You can provide authorization for a third party, including your attorney-in-fact acting pursuant to a power of attorney or an investment professional, to access your account information and perform certain transactions on your account. You will need to complete a form provided by us which identifies those transactions that you wish to authorize via telephonic and electronic means and whether you wish to authorize a third party to perform any such transactions. We require that you or your representative provide proper identification before performing transactions over the telephone or through our Internet Website. This may include a Personal
Identification Number (PIN) that will be provided to you upon issue of your
Annuity or you may establish or change your PIN through STARS and at
www.americanskandia.com, our Internet Website. Any third party that you authorize to perform financial transactions on your account will be assigned a
PIN for your account.

Transactions requested via telephone are recorded. To the extent permitted by law, we will not be responsible for any claims, loss, liability or expense in connection with a transaction requested by telephone or other electronic means if we acted on such transaction instructions after following reasonable procedures to identify those persons authorized to perform transactions on your
Annuity using verification methods which may include a request for your Social
Security number, PIN or other form of electronic identification. We may be liable for losses due to unauthorized or fraudulent instructions if we did not follow such procedures.

American Skandia does not guarantee access to telephonic, facsimile, Internet or any other electronic information or that we will be able to accept transaction instructions via such means at all times. Regular and/or express mail will be the only means by which we will accept transaction instructions when telephonic, facsimile, Internet or any other electronic means are unavailable or delayed.
American Skandia reserves the right to limit, restrict or terminate telephonic, facsimile, Internet or any other electronic transaction privileges at any time.

INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of
1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL PROCEEDINGS

As of the date of this Prospectus, American Skandia and its affiliates are not involved in any legal proceedings outside of the ordinary course of business.
American Skandia and its affiliates are involved in pending and threatened legal proceedings in the normal course of its business, however, we do not anticipate that the outcome of any such legal proceedings will have a material adverse affect on the Separate Account, or American Skandia's ability to meet its obligations under the Annuity, or on the distribution of the Annuity.

CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION

The following are the contents of the Statement of Additional Information:

General Information about American Skandia

|X|  American Skandia Life Assurance Corporation

|X|  American Skandia Life Assurance Corporation Variable Account B

|X|  American Skandia Life Assurance Corporation Separate Account D

Principal Underwriter/Distributor - American Skandia Marketing, Incorporated

How Performance Data is Calculated

|X|  Current and Effective Yield

|X|  Total Return

How the Unit Price is Determined

Additional Information on Fixed Allocations

|X|  How We Calculate the Market Value Adjustment

General Information

|X|  Voting Rights

|X|  Modification

|X|  Deferral of Transactions

|X|  Misstatement of Age or Sex

|X|  Ending the Offer

Annuitization

Independent Auditors

Legal Experts

Financial Statements

APPENDIX A - FINANCIAL INFORMATION ABOUT AMERICAN SKANDIA

SELECTED FINANCIAL DATA (DOLLARS IN THOUSANDS)

The following table summarizes information with respect to the operations of the
Company:

                                                                    For the Year Ended December 31,
                                               -------------------------------------------------------------------------
                                                   2002           2001           2000            1999           1998
                                               ------------   ------------   ------------    ------------   ------------
STATEMENTS OF INCOME DATA
Revenues:
Annuity and life insurance                     $    370,004   $    388,696   $    424,578    $    289,989   $    186,211
charges and fees /(a) (b)/
Fee income /(b)/                                     97,650        111,196        130,610          83,243         50,839
Net investment income                                19,632         20,126         18,595          11,477         11,130
Net realized capital (losses)
gains and other revenues /(e)/                       (7,438)         2,698          4,195           3,688          1,360
                                               ------------   ------------   ------------    ------------   ------------
Total revenues                                 $    479,848   $    522,716   $    577,978    $    388,397   $    249,540
                                               ============   ============   ============    ============   ============
Benefits and Expenses:
Annuity and life insurance                     $      3,391   $      1,955   $        751    $        612   $        558
benefits
Change in annuity and life
insurance policy reserves /(c)/                       2,741        (39,898)        49,339            (671)         1,053
Guaranteed minimum death
benefit claims, net of                               23,256         20,370          2,618           4,785              -
hedge /(b)/
Return credited to contract                           5,196          5,796          8,463          (1,639)        (8,930)
owners
Underwriting, acquisition and
other insurance expenses                            188,728        196,755        150,597         125,434         86,306
Amortization of deferred
acquisition costs /(b) (d)/                         510,059        224,047        184,616          83,861         86,628
Interest expense                                     14,544         73,424         85,998          69,502         41,004
                                               ------------   ------------   ------------    ------------   ------------
Total benefits and expenses                    $    747,915   $    482,449   $    482,382    $    281,884   $    206,619
                                               ============   ============   ============    ============   ============
Income tax (benefit) expense                   $   (102,810)  $      7,168   $     30,779    $     30,344   $      8,154
                                               ============   ============   ============    ============   ============
Net (loss) income                              $   (165,257)  $     33,099   $     64,817    $     76,169   $     34,767
                                               ============   ============   ============    ============   ============
STATEMENTS OF FINANCIAL
CONDITION DATA
Total assets /(b)/                             $ 23,708,585   $ 28,009,782   $ 31,702,705    $ 30,881,579   $ 18,848,273
                                               ============   ============   ============    ============   ============
Future fees payable to parent                  $    708,249   $    799,472   $    934,410    $    576,034   $    368,978
                                               ============   ============   ============    ============   ============
Surplus notes                                  $    110,000   $    144,000   $    159,000    $    179,000   $    193,000
                                               ============   ============   ============    ============   ============
Shareholder's equity                           $    683,061   $    577,668   $    496,911    $    359,434   $    250,417
                                               ============   ============   ============    ============   ============

/a./ On annuity and life insurance sales of $3,472,044, $3,834,167, $8,216,167,
     $6,862,968, and $4,159,662, during the years ended December 31, 2002, 2001,
     2000, 1999, and 1998, respectively, with contract owner assets under management of $21,894,636, $26,017,847, $29,751,822, $29,396,693, and
     $17,854,761, as of December 31, 2002, 2001, 2000, 1999, and 1998,
     respectively.

/b./ These items are significantly impacted by equity market volatility.

/c./ For the year ended December 31, 2000, change in annuity and life insurance policy reserves reflected increases to those reserves for guaranteed minimum death benefit ("GMDB") exposure. For the year ended December 31,
     2001, the Company changed certain of its assumptions related to its GMDB exposure resulting in a benefit to operations. See Results of Operations in
     Management's Discussion and Analysis of Financial Condition and Results of
     Operations ("MD&A") for a further discussion.

/d./ During the year ended December 31, 2002, the Company recorded an acceleration of amortization of $206,000 against the deferred acquisition cost asset. See the MD&A for a further discussion.

/e./ Net realized capital (losses) gains and other revenues include $5,845 of net realized capital losses on sales of securities during 2002 and an other than temporary impairment charge of $3,769 recorded during 2002 on the
     Company's equity securities.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS (DOLLARS IN THOUSANDS)

Management's Discussion and Analysis of Financial Condition and Results of
Operations should be read in conjunction with the consolidated financial statements and the notes thereto and Item 6, Selected Financial Data.

RESULTS OF OPERATIONS

Annuity and life insurance sales were $3,472,044, $3,834,167 and $8,216,167, in
2002, 2001 and 2000, respectively. The decrease in sales in 2002 and 2001 was primarily the result of the general decline in sales in the industry, attributed in large part to the continued uncertainty in the equity markets. In addition, the Company believes uncertainty regarding its future ownership has adversely impacted sales, primarily in the latter part of 2002. The Company announced, in the first quarter of 2002, its intention to focus on the growth of its core variable annuity business.

Average assets under management totaled $23,637,559 in 2002, $26,792,877 in 2001 and $31,581,902 in 2000, representing a decrease of 12% and 15% in 2002 and
2001, respectively, due primarily to weak equity markets. The decrease in annuity and life insurance charges and fees and fee income before surrender charge income and reinsurance was consistent with the decline in assets under management. Surrender charge income increased in 2002 as compared to 2001. This was caused by higher lapses when compared to the applicable prior year periods, and was primarily attributable, the Company believes, to concerns by contract holders, rating agencies and the Company's distribution channels, surrounding the uncertainty in the equity markets and its impact on variable annuity companies generally and, prior to the announcement of the Acquisition, uncertainty concerning the Company's future (See Liquidity and Capital Resources for rating agency actions).

Net realized capital losses in 2002 were primarily from $9,593 of losses on sales and $3,769 of other-than-temporary impairments of mutual fund investments that are held in support of a deferred compensation program for certain of the
Company's employees. The deferred compensation program losses were offset by net gains of $3,746 during 2002 on sales of fixed maturities. Included in those net gains on sales of fixed maturities for 2002, was a realized loss of approximately $1,236 on the sale of a WorldCom, Inc. bond. The net capital gains in 2001 related primarily to sales of fixed maturity investments, were partially offset by losses on securities in the fixed maturity portfolio. The most significant loss was $2,636 related to Enron securities. In addition net realized capital losses of $3,534 in 2001 were incurred due to sales of mutual fund holdings in support of the Company's non-qualified deferred compensation program.

The change in annuity and life insurance policy reserves includes changes in reserves related to annuity contracts with mortality risks. During 2001, the
Company's Guaranteed Minimum Death Benefit ("GMDB") reserve decreased $43,984, as the result of an update of certain reserve assumptions as to risks inherent in the benefit. Previous assumptions had been based on statutory valuation principles as an approximation for U.S. GAAP. In addition, future mortality rates were lowered in 2001 to reflect favorable past experience. However, offsetting the resulting increase in earnings and equity as a result of changes in the GMDB liability in 2001, assumptions related to GMDB claim costs were also updated in the calculation of the deferred acquisition cost asset, resulting in additional amortization of this asset.

The Company uses derivative instruments, which consist of equity option contracts for risk management purposes, and not for trading or speculation. The
Company hedges the economic GMDB exposure associated with equity market fluctuations. GMDB claims, net of hedge, consist of GMDB claims offset by the mark to market and realized capital gain/loss results of the Company's option contracts. During 2002 and 2001, the fluctuations in GMDB claims, net of hedge, were driven by an increase in hedge related benefits of $19,776 and $14,646, respectively. Hedge related benefits were partially offset by increases in GMDB claims of $22,662 and $32,398 during 2002 and 2001, respectively.

Return credited to contract owners consists primarily of net investment results from the Company's fixed, market value adjusted, separate account investment option and changes in the Company's experience rated reinsurance receivables.
The decrease in 2002 was primarily due to increased net investment results on the Company's fixed, market value adjusted, separate account investment option.
As the equity markets decline, movement from variable investment options to fixed investment options, primarily due to one of the Company's product features, has increased the assets invested in the fixed separate account investment option. Included in 2002 net investment results is $9,849 of realized and unrealized losses on certain securities, of which $5,427 related to
WorldCom, Inc. bonds. The increase in net investment results was partially offset by a decrease in experience rated reinsurance receivables in 2002 due to unfavorable experience on certain blocks of variable annuity business. In 2001, return credited to contract owners decreased primarily due to favorable experience on certain blocks of variable annuity contracts increasing the experience rated reinsurance receivable. Partially offsetting the 2001 decrease is net investment losses of $1,662 related to Enron securities.

Underwriting, acquisition and other insurance expenses for 2002, 2001 and 2000 were as follows:

                                            2002          2001          2000
                                        -----------   -----------   -----------
Commissions and purchase credits        $   287,612   $   248,187   $   430,743
General operating expenses                  145,438       157,704       214,957
Acquisition costs deferred                 (244,322)     (209,136)     (495,103)
                                        -----------   -----------   -----------
Underwriting, acquisition and
other insurance expenses                $   188,728   $   196,755   $   150,597
                                        ===========   ===========   ===========

New products launched, as well as a larger proportion of sales of products with higher commissions as compared to 2001 led to an increase in commissions and purchase credits during 2002. Lower sales and asset levels led to a decrease in commissions and purchase credits during 2001. Partially offsetting this decline in 2001, the company launched a commission promotion program that increased commissions as a percentage of new sales. Commission promotions in 2002 were approximately equivalent as compared to 2001.

General operating expenses decreased during 2002 and 2001 as a result of lower sales-based compensation, as well as expense reduction programs implemented during 2001 and continued strong expense management in 2002. Variable compensation and long-term incentive plan expenses have decreased due to the slowdown in sales and the decline in the equity markets.

Amortization of deferred acquisition costs increased over the past two years, in general, due to the further depressed equity markets in 2002 and 2001, thereby decreasing expectations of future gross profits and actual gross profits from asset based fees and increased expected and actual claim costs associated with minimum death benefit guarantees. During 2002, the Company also performed a recoverability study and an analysis of its short-term assumptions of future gross profits and determined those assumptions of future profits to be excessive. This analysis resulted in a current year acceleration of amortization of $206,000. During 2002 and 2001, the Company also updated its future estimated gross profits with respect to certain mortality assumptions reflecting actual experience and the decline in the equity markets resulting in additional increased amortization. See Note 2 of Notes to Consolidated Financial Statements
for a further discussion on amortization of deferred acquisition costs.

Interest expense decreased during 2002 primarily due to lower interest expense related to the future fees payable to ASI liability (See Note 8). Interest expense on these obligations is driven by the cash flows from the underlying annuity contracts acting as collateral. Due to the depressed asset values of those annuity contracts driven by the decline in the equity markets, the cash flows, and therefore the interest expense, decreased from prior year levels.
Interest expense decreased in 2001 as a result of a reduction in borrowing.

The Company's income tax (benefit) expense varies directly with increases or decreases in (loss) income from operations. The effective income tax rate varied from the corporate rate of 35% due primarily to the deduction for dividends received.

Total assets and liabilities decreased $4,301,197 and $4,406,590, respectively, from December 31, 2001. This change resulted primarily from the declining equity markets.

SIGNIFICANT ACCOUNTING POLICIES

DEFERRED ACQUISITION COSTS

The costs of acquiring new business, which vary with and are primarily related to new business generated, are deferred, net of reinsurance. These costs include commissions, purchase credits, costs of contract issuance, and certain selling expenses that vary with production.

The Company uses the retrospective deposit method for amortizing deferred acquisition costs. This method results in deferred acquisition costs being amortized in proportion to expected gross profits from surrender charges and policy and asset based fees, net of operating and claim costs. The deferred acquisition cost asset is adjusted retrospectively and prospectively when estimates of current and future gross profits to be realized from a group of products are revised. Critical assumptions in estimating gross profits include those for surrenders, long-term fund growth rate, expenses and death benefits.
The long-term fund growth rate, in large part, determines the estimated future asset levels on which the most significant revenues are based. The Company's long-term fund growth rate assumption is 8% (net of charges assessed against the underlying mutual fund, but before charges assessed at the separate account and contract level). When current period actual asset growth is greater or less than the Company's long-term expectation, the Company adjusts the short-term asset growth rate to a level that will allow the Company, in the short-term, to resume the long-term asset growth rate expectation. The short-term asset growth rate is subject to constraints surrounding actual market conditions. If the Company's long-term fund growth rate assumption was 7% instead of 8%, the Company's deferred acquisition cost asset at December 31, 2002 would be reduced by
$26,273.

FUTURE FEES PAYABLE TO ASI

In a series of transactions with ASI, the Company transferred certain rights to receive a portion of future fees and contract charges expected to be realized on designated blocks of deferred annuity contracts.

The proceeds from the transfers have been recorded as a liability and are being amortized over the remaining surrender charge period of the designated contracts using the interest method. The Company did not transfer the right to receive future fees and charges after the expiration of the surrender charge period.

In connection with these transactions, ASI, through special purpose trusts, issued collateralized notes in private placements, which are secured by the rights to receive future fees and charges purchased from the Company.

Under the terms of the securitization purchase agreements, the rights transferred provide for ASI to receive a percentage (60%, 80% or 100% depending on the underlying commission option) of future mortality and expense charges and contingent deferred sales charges, after reinsurance, expected to be realized over the remaining surrender charge period of the designated contracts
(generally 6 to 8 years). The liability for future fees payable to ASI at the balance sheet date is based on the consideration received less principal repayments according to amortization schedules that were developed at the inception of the transactions. If actual mortality and expense charges and contingent deferred sales charges are less than those projected in the original amortization schedules, calculated on a transaction by transaction basis, ASI has no recourse against the Company. As account values associated with the designated contracts have declined, consistent with the overall decline in the equity markets, historical mortality and expense charges have been lower than expected on certain transactions and it is likely that future mortality and expense charges, on those same transactions, will be lower than originally projected. As a result, the ultimate cash flows associated with these transactions that will transfer to ASI may be lower than the current carrying amount of the liability.

The Company has determined, using assumptions for lapses, mortality, free withdrawals and a long-term fund growth rate of 8% on the Company's assets under management, that the present value of future payments to ASI would be $429,773.

DEFERRED TAXES

The Company evaluates the necessity of recording a valuation allowance against its deferred tax asset in accordance with Statement of Financial Accounting
Standards No. 109, Income Taxes ("SFAS 109"). In performing this evaluation, the
Company considers all available evidence in making the determination as to whether it is more likely than not that deferred tax assets are not realizable.
For the Company, that evidence includes: cumulative U.S. GAAP pre-tax income in recent years past, whether or not operating losses have expired unused in the past, the length of remaining carryback or carryforward periods, and net taxable income or loss expectations in early future years. The net taxable income or loss projections are based on profit assumptions consistent with those used to amortize deferred acquisition costs (see above discussion on deferred acquisition costs).

As of December 31, 2002, the Company has approximately $361,000 gross deferred tax assets related principally to net operating loss carryforwards that expire in 2016 and 2017 and insurance reserve differences. After considering the impact of gross reversing temporary liabilities of $323,000, the Company estimates that the Company will generate sufficient taxable income to fully utilize gross deferred tax assets within 2 years (prior to the expiration of the net operating losses).

LIQUIDITY AND CAPITAL RESOURCES

The Company's liquidity requirements have generally been met by cash from insurance operations, investment activities, borrowings from ASI, reinsurance, capital contributions and securitization transactions with ASI (see Note 8).

The Company's cash from insurance operations is primarily comprised of fees generated off of assets under management, less commission expense on sales, sales and marketing expenses and other operating expenses. Fund performance driven by the equity markets directly impact assets under management and therefore, the fees the Company can generate off of those assets. During 2002 and 2001, assets under management declined consistent with the equity market declines resulting in reductions in fee revenues. In addition, the equity markets impact sales of variable annuities. As sales have declined in a declining equity market, non-promotional commission expense declined, however, in order to boost sales levels, the Company has offered various sales promotions increasing the use of cash for commission expense.

In order to fund the cash strain generated from acquisition costs on current sales, the Company has relied on cash generated from its direct insurance operations as well as reinsurance and securitization transactions. The Company has used modified coinsurance reinsurance arrangements whereby the reinsurer shares in the experience of a specified book of business. These reinsurance transactions result in the Company receiving from the reinsurer an upfront ceding commission on the book of business ceded in exchange for the reinsurer receiving , the future fees generated from that book of business. These reinsurance agreements also mitigate the recoverability risk associated with the payment of up-front commissions and other acquisition costs. Similarly, the
Company has entered into securitization transactions whereby the Company issues to ASI, in exchange for cash, the right to receive future fees generated off of a specific book of business. On April 12, 2002, the Company entered into a new securitization transaction with ASI. This transaction covers designated blocks of business issued from November 1, 2000 through December 31, 2001. The estimated present value of the transaction at April 12, 2002, using a discount rate of 6.00%, was approximately $101,713.

As of December 31, 2002, 2001 and 2000, the Company had short-term borrowings of
$10,000, $10,000 and $10,000, respectively, and had long-term surplus notes liabilities of $110,000, $144,000 and $159,000, respectively. During 2002, the
Company borrowed $263,091 and paid back $263,091 related to short-term borrowing. During 2002 and 2001, the Company received permission from the State of Connecticut Insurance Department to pay down surplus notes in the amount of
$34,000 and $15,000, respectively. See Notes 14 and 15 of Notes to Consolidated
Financial Statements for more information on surplus notes and short-term borrowing, respectively.

As of December 31, 2002, 2001 and 2000, shareholder's equity totaled $683,061,
$577,668 and $496,911, respectively. The Company received capital contributions of $259,720 and $48,000 from ASI during 2002 and 2001, respectively. Of this,
$4,520 and $2,500, respectively, was used to support its investment in Skandia
Vida. Net (loss) income of ($165,257) and $33,099, for the years ended December
31, 2002 and 2001, respectively, contributed to the respective changes in shareholder's equity in 2002 and 2001.

The National Association of Insurance Commissioners ("NAIC") requires insurance companies to report information regarding minimum Risk Based Capital ("RBC")
requirements. These requirements are intended to allow insurance regulators to identify companies that may need regulatory attention. The RBC model law requires that insurance companies apply various factors to asset, premium and reserve items, all of which have inherent risks. The formula includes components for asset risk, insurance risk, interest rate risk and business risk. The
Company has complied with the NAIC's RBC reporting requirements and has total adjusted capital well above required capital.

During 2002, all of the major rating agencies reviewed the U.S. life insurance sector, including the Company. Based on these reviews the rating agencies have evolving concerns surrounding the risk profile of variable annuity companies due to their significant exposure to equity market performance. This exposure has resulted, and may continue to result, in earnings volatility. Based on the reviews made during 2002, the following ratings actions took place:

On May 8, 2002, Fitch Ratings downgraded the Company's "insurer financial strength" rating to A+ from AA- with a "stable" outlook.

On September 19, 2002, Fitch Ratings lowered the Company's "insurer financial strength" rating to A- from A+ with an "evolving" outlook.

On September 27, 2002, A.M. Best Co. lowered the Company's "financial strength"
rating to A- from A with negative implications.

On October 16, 2002, Standard and Poor's lowered the Company's "counter party credit" and "financial strength" ratings to A- from A+ with a negative outlook and removed the Company from Credit Watch.

Subsequent to the announcement of the Acquisition, Standard and Poor's placed the Company on CreditWatch with positive implications.

EFFECTS OF INFLATION

The rate of inflation has not had a significant effect on the Company's financial statements.

OUTLOOK

The Company believes that it is well positioned to retain and enhance its position as a leading provider of financial products for long-term savings and retirement purposes as well as to address the economic impact of premature death, estate planning concerns and supplemental retirement needs. The Company has renewed its focus on its core variable annuity business, offering innovative long-term savings and income products, strengthening its wholesaling efforts and providing consistently good customer service in order to gain market share and improve profitability in an increasingly competitive market.

The Gramm-Leach-Bliley Act of 1999 (the Financial Services Modernization Act)
permits affiliation among banks, securities firms and insurance companies. This legislative change has created opportunities for continued consolidation in the financial services industry and increased competition as large companies offer a wide array of financial products and services.

Various other legislative initiatives could impact the Company such as pension reform and capital gains and estate tax changes. These include the proposed exclusion from tax for corporate dividends, potential changes to the deductibility of dividends received from the Company's separate accounts and newly proposed tax-advantaged savings programs. Additional pension reform may change current tax deferral rules and allow increased contributions to retirement plans, which may lead to higher investments in tax-deferred products and create growth opportunities for the Company. A capital gains tax reduction may cause tax-deferred products to be less attractive to consumers, which could adversely impact the Company.

In addition, NAIC statutory reserving guidelines and/or interpretations of those guidelines may change in the future. Such changes may require the Company to modify, perhaps materially, its statutory-based reserves for variable annuity contracts.

FORWARD LOOKING INFORMATION

The Private Securities Litigation Reform Act of 1995 (the "1995 Act") provides a
"safe harbor" for forward-looking statements, so long as those statements are identified as forward-looking, and the statements are accompanied by meaningful cautionary statements that identify important factors that could cause actual results to differ materially from those discussed in the statement. We want to take advantage of these safe harbor provisions.

Certain information contained in the Management's Discussion and Analysis of
Financial Condition and Results of Operations is forward-looking within the meaning of the 1995 Act or Securities and Exchange Commission rules.

These forward-looking statements rely on a number of assumptions concerning future events, and are subject to a number of significant uncertainties and results may differ materially from these statements. You should not put undue reliance on these forward-looking statements. We disclaim any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company is subject to potential fluctuations in earnings and the fair value of certain of its assets and liabilities, as well as variations in expected cash flows due to changes in market interest rates and equity prices. The following discussion focuses on specific exposures the Company has to interest rate and equity price risk and describes strategies used to manage these risks, and includes "forward-looking statements" that involve risk and uncertainties. The discussion is limited to financial instruments subject to market risks and is not intended to be a complete discussion of all of the risks to which the
Company is exposed.

INTEREST RATE RISK

Fluctuations in interest rates can potentially impact the Company's profitability and cash flows. At December 31, 2002, 91% of assets held under management by the Company are in non-guaranteed Separate Accounts for which the
Company's interest rate and equity market exposure is not significant, as the contract owner assumes substantially all of the investment risk. Of the remaining 9% of assets, the interest rate risk from contracts that carry interest rate exposure is managed through an asset/liability matching program which takes into account the risk variables of the insurance liabilities supported by the assets.

At December 31, 2002, the Company held fixed maturity investments in its general account that are sensitive to changes in interest rates. These securities are held in support of the Company's fixed immediate annuities, fixed supplementary contracts, the fixed investment option offered in its variable life insurance contracts, and in support of the Company's target solvency capital. The Company has a conservative investment philosophy with regard to these investments. All investments are investment grade corporate securities, government agency or U.S.
government securities.

The Company's deferred annuity products offer a fixed investment option which subjects the Company to interest rate risk. The fixed option guarantees a fixed rate of interest for a period of time selected by the contract owner. Guarantee period options available range from one to ten years. Withdrawal of funds, or transfer of funds to variable investment options, before the end of the guarantee period subjects the contract owner to a market value adjustment
("MVA"). In the event of rising interest rates, which make the fixed maturity securities underlying the guarantee less valuable, the MVA could be negative. In the event of declining interest rates, which make the fixed maturity securities underlying the guarantee more valuable, the MVA could be positive. The resulting increase or decrease in the value of the fixed option, from calculation of the
MVA, should substantially offset the increase or decrease in the market value of the securities underlying the guarantee. The Company maintains strict asset/liability matching to enable this offset. However, the Company still takes on the default risk for the underlying securities, the interest rate risk of reinvestment of interest payments and the risk of failing to maintain the asset/liability matching program with respect to duration and convexity.

Liabilities held in the Company's guaranteed separate account as of December 31,
2002 totaled $1,828,048. Assets, primarily fixed income investments, supporting those liabilities had a fair value of $1,828,048. The Company performed a sensitivity analysis on these interest-sensitive liabilities and assets at
December 31, 2002. The analysis showed that an immediate decrease of 100 basis points in interest rates would result in a net increase in liabilities and the corresponding assets of approximately $69,150 and $68,500, respectively. An analysis of a 100 basis point decline in interest rates at December 31, 2001, showed a net increase in interest-sensitive liabilities and the corresponding assets of approximately $39,800 and $39,900, respectively.

EQUITY MARKET EXPOSURE

The primary equity market risk to the Company comes from the nature of the variable annuity and variable life products sold by the Company. Various fees and charges earned are substantially derived as a percentage of the market value of assets under management. In a market decline, this income will be reduced.
This could be further compounded by customer withdrawals, net of applicable surrender charge revenues, partially offset by transfers to the fixed option discussed above. A 10% decline in the market value of the assets under management at December 31, 2002, sustained throughout 2003, would result in an approximate drop in related mortality and expense charges and annual fee income of $36,350.

Another equity market risk exposure of the Company relates to guaranteed minimum death benefit payments. Declines in equity markets and, correspondingly, the performance of the funds underlying the Company's products, increase exposure to guaranteed minimum death benefit payments. As discussed in Note 2D of the consolidated financial statements, the Company uses derivative instruments to hedge against the risk of significant decreases in equity markets. Prior to the implementation of this program, the Company used reinsurance to mitigate this risk.

The Company has a portfolio of equity investments consisting of mutual funds, which are held in support of a deferred compensation program. In the event of a decline in market values of underlying securities, the value of the portfolio would decline; however the accrued benefits payable under the related deferred compensation program would decline by a corresponding amount.

Estimates of interest rate risk and equity price risk were obtained using computer models that take into consideration various assumptions about the future. Given the uncertainty of future interest rate movements, volatility in the equity markets and consumer behavior, actual results may vary from those predicted by the Company's models.

AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF
AMERICAN SKANDIA LIFE ASSURANCE CORPORATION

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholder of American Skandia Life Assurance
Corporation Shelton, Connecticut

We have audited the consolidated statements of financial condition of American
Skandia Life Assurance Corporation (the "Company" which is an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.) as of December 31,
2002 and 2001, and the related consolidated statements of income, shareholder's equity and cash flows for each of the three years in the period ended December
31, 2002. These consolidated financial statements are the responsibility of the
Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Skandia
Life Assurance Corporation at December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 2, in 2002 the Company adopted Statement of Financial
Accounting Standards No. 142, Goodwill and Other Intangible Assets.

As discussed in Note 2, effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments
and Hedging Activities.

/s/ Ernst & Young LLP

Hartford, Connecticut
February 3, 2003

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands, except share data)

                                                                                        As of December 31,
                                                                                ----------------------------------
                                                                                      2002              2001
                                                                                ---------------   ----------------
ASSETS
Investments:
Fixed maturities - at fair value (amortized cost of $379,422
and $356,882, respectively)                                                     $       398,601   $        362,831
Equity securities - at fair value (amortized cost of $52,017
and $49,886, respectively)                                                               51,769             45,083
Derivative instruments - at fair value                                                   10,370              5,525
Policy loans                                                                              7,559              6,559
Total investments                                                                       468,299            419,998
Cash and cash equivalents                                                                51,339                  -
Accrued investment income                                                                 4,196              4,737
Deferred acquisition costs                                                            1,117,544          1,383,281
Reinsurance receivable                                                                    5,447              7,733
Receivable from affiliates                                                                3,961              3,283
Income tax receivable                                                                         -             30,537
Deferred income taxes                                                                    38,206                  -
Fixed assets, at depreciated cost (accumulated depreciation of
$7,555 and $4,266, respectively)                                                         12,132             17,752
Other assets                                                                            101,848            103,912
Separate account assets                                                              21,905,613         26,038,549
                                                                                ---------------   ----------------
Total assets                                                                    $    23,708,585   $     28,009,782
                                                                                ===============   ================
LIABILITIES AND SHAREHOLDER'S EQUITY
Liabilities:
Reserves for future policy and contract benefits                                $       149,349   $         91,126
Accounts payable and accrued expenses                                                   133,543            192,952
Income tax payable                                                                        6,547                  -
Deferred income taxes                                                                         -             54,980
Payable to affiliates                                                                     2,223            101,035
Future fees payable to American Skandia, Inc. ("ASI")                                   708,249            799,472
Short-term borrowing                                                                     10,000             10,000
Surplus notes                                                                           110,000            144,000
Separate account liabilities                                                         21,905,613         26,038,549
                                                                                ---------------   ----------------
Total liabilities                                                                    23,025,524         27,432,114
                                                                                ---------------   ----------------
Commitments and contingent liabilities (Note 18)
Shareholder's equity:
Common stock, $100 par value, 25,000 shares authorized,
issued and outstanding                                                                    2,500              2,500
Additional paid-in capital                                                              595,049            335,329
Retained earnings                                                                        73,821            239,078
Accumulated other comprehensive income                                                   11,691                761
                                                                                ---------------   ----------------
Total shareholder's equity                                                              683,061            577,668
                                                                                ---------------   ----------------
Total liabilities and shareholder's equity                                      $    23,708,585   $     28,009,782
                                                                                ===============   ================

See notes to consolidated financial statements.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

CONSOLIDATED STATEMENTS OF INCOME
(in thousands)

                                                                              For the Years Ended December 31,
                                                                        ------------------------------------------
                                                                            2002           2001            2000
                                                                        ------------   ------------   ------------
REVENUES
Annuity and life insurance charges and fees                             $    370,004   $    388,696   $    424,578
Fee income                                                                    97,650        111,196        130,610
Net investment income                                                         19,632         20,126         18,595
Net realized capital (losses) gains                                           (9,614)           928           (688)
Other                                                                          2,176          1,770          4,883
                                                                        ------------   ------------   ------------
Total revenues                                                               479,848        522,716        577,978
                                                                        ------------   ------------   ------------
EXPENSES
Benefits:
Annuity and life insurance benefits                                            3,391          1,955            751
Change in annuity and life insurance policy reserves                           2,741        (39,898)        49,339
Guaranteed minimum death benefit claims, net of hedge                         23,256         20,370          2,618
Return credited to contract owners                                             5,196          5,796          8,463
                                                                        ------------   ------------   ------------
Total benefits                                                                34,584        (11,777)        61,171
Other:
Underwriting, acquisition and other insurance
expenses                                                                     188,728        196,755        150,597
Amortization of deferred acquisition costs                                   510,059        224,047        184,616
Interest expense                                                              14,544         73,424         85,998
                                                                        ------------   ------------   ------------
                                                                             713,331        494,226        421,211
                                                                        ------------   ------------   ------------
Total benefits and expenses                                                  747,915        482,449        482,382
                                                                        ------------   ------------   ------------
(Loss) income from operations before income tax
(benefit) expense                                                           (268,067)        40,267         95,596
Income tax (benefit) expense                                                (102,810)         7,168         30,779
                                                                        ------------   ------------   ------------
Net (loss) income                                                       $   (165,257)  $     33,099   $     64,817
                                                                        ============   ============   ============

See notes to consolidated financial statements.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY
(in thousands)

                                                                                  Accumulated Other
                                                                                Comprehensive Income
                                                                    ------------------------------------------------
                                                      Additional                          Foreign        Unrealized
                                         Common        Paid in         Retained           Currency         Gains
                                         Stock         Capital         Earnings         Translation       (Losses)        Total
                                      ------------   ------------   ---------------    -------------    ------------  --------------
As of December 31, 1999               $      2,500   $    215,879   $       141,162    $         148    $       (255) $     359,434
Net income                                                                   64,817                                          64,817
Other comprehensive income:
Unrealized capital gains                                                                                         843            843
Reclassification adjustment for
realized losses included in net
realized capital (losses) gains                                                                                  433            433
Foreign currency translation                                                                     (66)                           (66)
                                                                                       -------------
Other comprehensive income                                                                                                    1,210
Comprehensive income                                                                                                         66,027
Capital contributions                                      71,450                                                            71,450
                                      ------------   ------------   ---------------    -------------     -----------   ------------
As of December 31, 2000                      2,500        287,329           205,979               82           1,021        496,911
Net income                                                                   33,099                                          33,099
Other comprehensive loss:
Unrealized capital losses                                                                                       (261)          (261)
Reclassification adjustment for
realized gains included in net
realized capital (losses) gains                                                                                  (14)           (14)
Foreign currency translation                                                                     (67)                           (67)
                                                                                       -------------
Other comprehensive loss                                                                                                       (342)
Comprehensive income                                                                                                         32,757
Capital contributions                                      48,000                                                            48,000
                                      ------------   ------------   ---------------    -------------     -----------   ------------
As of December 31, 2001                      2,500        335,329           239,078               15             746        577,668
Net loss                                                                   (165,257)                                       (165,257)
Other comprehensive income:
Unrealized capital gains                                                                                      10,434         10,434
Reclassification adjustment for
realized losses included in net
realized capital (losses) gains                                                                                1,126          1,126
Foreign currency translation                                                                    (630)                          (630)
                                                                                       -------------
Other comprehensive income                                                                                                   10,930
Comprehensive loss                                                                                                         (154,327)
Capital contributions                                     259,720                                                           259,720
                                      ------------   ------------   ---------------    -------------     -----------   ------------
As of December 31, 2002               $      2,500   $    595,049   $        73,821    $        (615)    $    12,306   $    683,061
                                      ------------   ------------   ---------------    -------------     -----------   ------------

Unrealized capital gains (losses) is shown net of tax expense (benefit) of
$5,618, ($140) and $454 for 2002, 2001 and 2000, respectively. Reclassification adjustment for realized losses (gains) included in net realized capital (losses)
gains is shown net of tax expense (benefit) of $606, ($8) and $233 for 2002,
2001 and 2000, respectively. Foreign currency translation is shown net of tax benefit of $339, $36 and $36 for 2002, 2001 and 2000, respectively.

See notes to consolidated financial statements.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

                                                                        For the Years Ended December 31,
                                                                 --------------------------------------------
                                                                     2002            2001            2000
                                                                 ------------    ------------    ------------
Cash flow from operating activities:
Net (loss) income                                                $   (165,257)   $     33,099    $     64,817
Adjustments to reconcile net (loss) income to net
cash (used in) provided by operating activities:
Amortization and depreciation                                          21,649          13,374           5,758
Deferral of acquisition costs                                        (244,322)       (209,136)       (495,103)
Amortization of deferred acquisition costs                            510,059         224,047         184,616
Deferred tax (benefit) expense                                        (99,071)         46,215          60,023
Change in unrealized (gains) losses on derivatives                     (5,149)          2,902          (2,936)
Increase (decrease) in policy reserves                                  3,293         (38,742)         50,892
(Decrease) increase in net receivable/payable to affiliates           (99,490)        103,496         (72,063)
Change in net income tax receivable/payable                            37,084           4,083         (58,888)
Increase in other assets                                               (9,546)        (12,105)        (65,119)
Decrease (increase) in accrued investment income                          541             472          (1,155)
Decrease (increase) in reinsurance receivable                           2,286          (1,849)            420
(Decrease) increase in accounts payable and accrued
expenses                                                              (59,409)         55,912         (21,550)
Net realized capital (gains) losses on derivatives                    (26,654)        (14,929)          5,554
Net realized capital losses (gains) on investments                      9,616            (928)            688
                                                                 ------------    ------------    ------------
Net cash (used in) provided by operating activities                  (124,370)        205,911        (344,046)
                                                                 ------------    ------------    ------------
Cash flow from investing activities:
Purchase of fixed maturity investments                               (388,053)       (462,820)       (380,737)
Proceeds from sale and maturity of fixed
maturity investments                                                  367,263         390,816         303,736
Purchase of derivatives                                               (61,998)       (103,533)        (14,781)
Proceeds from exercise or sale of derivative instruments               88,956         113,051           5,936
Purchase of shares in equity securities and dividend
reinvestments                                                         (49,713)        (55,430)        (18,136)
Proceeds from sale of shares in equity securities                      34,220          25,228           8,345
Purchase of fixed assets                                               (2,423)        (10,773)         (7,348)
Increase in policy loans                                               (1,000)         (2,813)         (2,476)
                                                                 ------------    ------------    ------------
Net cash used in investing activities                                 (12,748)       (106,274)       (105,461)
                                                                 ------------    ------------    ------------
Cash flow from financing activities:
Capital contribution                                                  259,720          48,000          71,450
Pay down of surplus notes                                             (34,000)        (15,000)        (20,000)
(Decrease) increase in future fees payable to ASI, net                (91,223)       (137,355)        358,376
Deposits to contract owner accounts                                   808,209          59,681         172,441
Withdrawals from contract owner accounts                             (164,964)       (130,476)       (102,603)
Change in contract owner accounts, net of investment earnings        (588,315)         62,875         (55,468)
                                                                 ------------    ------------    ------------
Net cash provided by (used in) financing activities                   189,427        (112,275)        424,196
                                                                 ------------    ------------    ------------
Net increase (decrease) in cash and cash equivalents                   52,309         (12,638)        (25,311)
Change in foreign currency translation                                   (970)           (103)           (101)
Cash and cash equivalents at beginning of period                            -          12,741          38,153
Cash and cash equivalents at end of period                       $     51,339    $          -    $     12,741
                                                                 ============    ===========     ============
Income taxes (received) paid                                     $    (40,823)   $    (43,130)   $     29,644
                                                                 ============    ===========     ============
Interest paid                                                    $     23,967    $     56,831    $    114,394
                                                                 ============    ===========     ============

See notes to consolidated financial statements.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

Notes to Consolidated Financial Statements December 31, 2002
(dollars in thousands)

1. ORGANIZATION AND OPERATION

American Skandia Life Assurance Corporation ("ASLAC" or the "Company"), with its principal offices in Shelton, Connecticut, is a wholly-owned subsidiary of
American Skandia, Inc. ("ASI"). On December 19, 2002, Skandia Insurance Company
Ltd. (publ) ("SICL"), an insurance company organized under the laws of the
Kingdom of Sweden, and the ultimate parent company of the Company, entered into a definitive purchase agreement with Prudential Financial, Inc., a New Jersey corporation ("Prudential Financial"), whereby Prudential Financial will acquire the Company and certain of its affiliates (the "Acquisition"). Consummation of the transaction is subject to various closing conditions, including regulatory approvals and approval of certain matters by the board of directors and shareholders of the mutual funds advised by American Skandia Investment
Services, Inc. ("ASISI"), a subsidiary of ASI. The transaction is expected to close during the second quarter of 2003.

The Company develops long-term savings and retirement products, which are distributed through its affiliated broker/dealer company, American Skandia
Marketing, Incorporated ("ASM"). The Company currently issues term and variable universal life insurance and variable deferred and immediate annuities for individuals and groups in the United States of America and its territories.

The Company has 99.9% ownership in Skandia Vida, S.A. de C.V. ("Skandia Vida"), which is a life insurance company domiciled in Mexico. Skandia Vida had total shareholder's equity of $5,023 and $4,179 as of December 31, 2002, and 2001,
respectively. Skandia Vida has generated net losses of $2,706, $2,619 and $2,540 in 2002, 2001 and 2000, respectively. As part of the Acquisition, it is expected that the Company will sell its ownership interest in Skandia Vida to SICL. The
Company has filed for required regulatory approvals from the State of
Connecticut and Mexico related to the sale of Skandia Vida.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A. Basis of Reporting

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States
("U.S. GAAP"). Skandia Vida has been consolidated in these financial statements.
Intercompany transactions and balances between the Company and Skandia Vida have been eliminated in consolidation.

Certain reclassifications have been made to prior year amounts to conform with the current year presentation.

B. New Accounting Standard

Effective January 1, 2001, the Company adopted Statement of Financial Accounting
Standards No. 133, "Accounting for Derivative Instruments and Hedging
Activities," as amended by SFAS 137 and SFAS 138 (collectively "SFAS 133").
Derivative instruments held by the Company consist of equity put option contracts utilized to

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

manage the economic risks associated with guaranteed minimum death benefits
("GMDB"). These derivative instruments are carried at fair value. Realized and unrealized gains and losses are reported in the Consolidated Statements of
Income, together with GMDB claims expense, as a component of Guaranteed Minimum
Death Benefit Claims, Net of Hedge. The adoption of SFAS No. 133 did not have a material effect on the Company's financial statements.

Effective April 1, 2001, the Company adopted the Emerging Issues Task Force
("EITF") Issue 99-20, "Recognition of Interest Income and Impairment on
Purchased and Retained Beneficial Interests in Securitized Financial Assets."
Under the consensus, investors in certain asset-backed securities are required to record changes in their estimated yield on a prospective basis and to evaluate these securities for an other than temporary decline in value. If the fair value of the asset-backed security has declined below its carrying amount and the decline is determined to be other than temporary, the security is written down to fair value. The adoption of EITF Issue 99-20 did not have a significant effect on the Company's financial statements.

In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards. No. 142 "Accounting for Goodwill and
Intangible Assets" ("SFAS 142"). Under the new standard, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the new standard. Other intangible assets will continue to be amortized over their useful lives.

The Company applied the new rules on the accounting for goodwill and other intangible assets in the first quarter of 2002. The adoption of SFAS 142 did not have a significant impact on the Company's financial statements.

C. Investments

The Company has classified its fixed maturity investments as available-for-sale and, as such, they are carried at fair value with changes in unrealized gains and losses reported as a component of other comprehensive income.

The Company has classified its equity securities held in support of a deferred compensation plan (see Note 12) as available-for-sale. Such investments are carried at fair value with changes in unrealized gains and losses reported as a component of other comprehensive income.

Policy loans are carried at their unpaid principal balances.

Realized capital gains and losses on disposal of investments are determined by the specific identification method.

Other than temporary impairment charges are determined based on an analysis that is performed on a security by security basis and includes quantitative and qualitative factors.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

D. Derivative Instruments

The Company uses derivative instruments, which consist of equity put option contracts, for risk management purposes, and not for trading or speculation. The
Company hedges the economic GMDB exposure associated with equity market fluctuations. As the equity markets decline, the Company's exposure to future
GMDB claims increases. Conversely, as the equity markets increase the Company's exposure to future GMDB claims decreases. The claims exposure is reduced by the market value effect of the option contracts purchased.

Based on criteria described in SFAS 133, the Company's fair value hedges do not qualify as "effective" hedges and, therefore, hedge accounting may not be applied. Accordingly, the derivative investments are carried at fair value with changes in unrealized gains and losses being recorded in income as those changes occur. As such, both realized and unrealized gains and losses are reported in the Consolidated Statements of Income, together with GMDB claims expense, as a component of Guaranteed Minimum Death Benefit Claims, Net of Hedge.

As of December 31, 2002 and 2001, the accumulated difference between cost and market value on the Company's derivatives was an unrealized gain of $1,434 and an unrealized loss of $3,715, respectively. The amount of realized and unrealized gains (losses) on the Company's derivatives recorded during the years ended December 31, 2002, 2001 and 2000 was $31,803, $12,027 and ($2,619),
respectively.

E. Cash Equivalents

The Company considers all highly liquid time deposits, commercial paper and money market mutual funds purchased with a maturity date, at acquisition, of three months or less to be cash equivalents.

As of December 31, 2002, $50 of cash reflected on the Company's financial statements was restricted in compliance with regulatory requirements.

F. State Insurance Licenses

Licenses to do business in all states have been capitalized and reflected at the purchase price of $6,000 less accumulated amortization of $2,038 at December 31,
2002. Due to the adoption of SFAS 142, the cost of the licenses is no longer being amortized but is subjected to an annual impairment test. As of December
31, 2002, the Company estimated the fair value of the state insurance licenses to be in excess of book value and, therefore, no impairment charge was required.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

G. Income Taxes

The Company is included in the consolidated federal income tax return filed by
Skandia U.S. Inc. and its U.S. subsidiaries. In accordance with the tax sharing agreement, the federal income tax provision is computed on a separate return basis as adjusted for consolidated items. Pursuant to the terms of this agreement, the Company has the right to recover the value of losses utilized by the consolidated group in the year of utilization. To the extent the Company generates income in future years, the Company is entitled to offset future taxes on that income through the application of its loss carry forward generated in the current year.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

H. Recognition of Revenue and Contract Benefits

Revenues for variable deferred annuity contracts consist of charges against contract owner account values or separate accounts for mortality and expense risks, administration fees, surrender charges and an annual maintenance fee per contract. Revenues for mortality and expense risk charges and administration fees are recognized as assessed against the contract holder. Surrender charge revenue is recognized when the surrender charge is assessed against the contract holder at the time of surrender. Annual maintenance fees are earned ratably throughout the year.

Benefit reserves for the variable investment options on annuity contracts represent the account value of the contracts and are included in the separate account liabilities.

Fee income from mutual fund organizations is recognized when assessed against assets under management.

Revenues for variable immediate annuity and supplementary contracts with life contingencies consist of certain charges against contract owner account values including mortality and expense risks and administration fees. These charges and fees are recognized as revenue as assessed against the contract holder. Benefit reserves for variable immediate annuity contracts represent the account value of the contracts and are included in the separate account liabilities.

Revenues for the market value adjusted fixed investment option on annuity contracts consist of separate account investment income reduced by amounts credited to the contract holder for interest. This net spread is included in return credited to contract owners on the consolidated statements of income.
Benefit reserves for these contracts represent the account value of the contracts plus a

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

market value adjustment, and are included in the general account reserve for future policy and contract benefits to the extent in excess of the separate account assets, typically for the market value adjustment at the reporting date.

Revenues for fixed immediate annuity and fixed supplementary contracts without life contingencies consist of net investment income, reported as a component of return credited to contract owners. Revenues for fixed immediate annuity contracts with life contingencies consist of single premium payments recognized as annuity considerations when received. Benefit reserves for these contracts are based on applicable actuarial standards with assumed interest rates that vary by issue year and are included in the general account reserve for future policyand contract benefits. Assumed interest rates ranged from 6.25% to 8.25%
at December 31, 2002 and 2001.

Revenues for variable life insurance contracts consist of charges against contract owner account values or separate accounts for mortality and expense risk fees, administration fees, cost of insurance fees, taxes and surrender charges. Certain contracts also include charges against premium to pay state premium taxes. All of these charges are recognized as revenue when assessed against the contract holder. Benefit reserves for variable life insurance contracts represent the account value of the contracts and are included in the separate account liabilities.

I. Deferred Acquisition Costs

The costs of acquiring new business, which vary with and are primarily related to new business generated, are being deferred, net of reinsurance. These costs include commissions, purchase credits, costs of contract issuance, and certain selling expenses that vary with production.

The Company uses the retrospective deposit method for amortizing deferred acquisition costs. This method results in deferred acquisition costs being amortized in proportion to expected gross profits, from surrender charges and policy and asset based fees, net of operating and claim costs. The deferred acquisition cost asset is adjusted retrospectively and prospectively when estimates of current and future gross profits to be realized from a group of products are revised. Critical assumptions in estimating gross profits include those for surrenders, long-term fund growth rate, expenses and death benefits.
The long-term fund growth rate, in large part, determines the estimated future asset levels on which the most significant revenues are based. The Company's long-term fund growth rate assumption is 8% (net of charges assessed against the underlying mutual fund, but before charges assessed at the separate account and contract level). When current period actual asset growth is greater or less than the Company's long-term expectation, the Company adjusts the short-term asset growth rate to a level that will allow the Company, in the short-term, to resume the long-term asset growth rate expectation. The short-term asset growth rate is subject to constraints surrounding actual market conditions.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Details of deferred acquisition costs and related amortization for the years ended December 31, are as follows:

                                                              2002             2001            2000
                                                          ------------    ------------    ------------
Balance at beginning of year                              $  1,383,281    $  1,398,192    $  1,087,705
Acquisition costs deferred during the year                     244,322         209,136         495,103
Acquisition costs amortized during the year                   (510,059)       (224,047)       (184,616)
                                                          ------------    ------------    ------------
Balance at end of year                                    $  1,117,544    $  1,383,281    $  1,398,192
                                                          ============    ============    ============

As asset growth rates, during 2002 and 2001, have been far below the Company's long-term assumption, the adjustment to the short-term asset growth rate had risen to a level, before being capped, that in management's opinion was excessive in the current market environment. Based on an analysis of those short-term rates, the related estimates of future gross profits and an impairment study, management of the Company determined that the short-term asset growth rate should be reset to the level of the long-term growth rate expectation as of September 30, 2002. This resulted in an acceleration of amortization of approximately $206,000.

Throughout the year, the Company also updated its future estimated gross profits with respect to certain mortality assumptions reflecting actual experience and the decline in the equity markets resulting in additional increased amortization of approximately $72,000.

J. Reinsurance

The Company cedes reinsurance under modified co-insurance arrangements. These reinsurance arrangements provide additional capacity for growth in supporting the cash flow strain from the Company's variable annuity and variable life insurance business. The reinsurance is effected under quota share contracts.

At December 31, 2002 and 2001, in accordance with the provisions of the modified coinsurance agreements, the Company accrued approximately $5,447 and $7,733, respectively, for amounts receivable from favorable reinsurance experience on certain blocks of variable annuity business.

K. Translation of Foreign Currency

The financial position and results of operations of Skandia Vida are measured using local currency as the functional currency. Assets and liabilities are translated at the exchange rate in effect at each year-end. Statements of income and changes in shareholder's equity accounts are translated at the average rate prevailing during the year. Translation adjustments arising from the use of differing exchange rates from period to period are reported as a component of other comprehensive income.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

L. Separate Accounts

Assets and liabilities in separate accounts are included as separate captions in the consolidated statements of financial condition. Separate account assets consist principally of long term bonds, investments in mutual funds, short-term securities and cash and cash equivalents, all of which are carried at fair value. The investments are managed predominately through ASISI, utilizing various fund managers as sub-advisors. The remaining investments are managed by independent investment firms. The contract holder has the option of directing funds to a wide variety of investment options, most of which invest in mutual funds. The investment risk on the variable portion of a contract is borne by the contract holder. Fixed options with minimum guaranteed interest rates are also available. The Company bears the credit risk associated with the investments that support these fixed options.

Included in Separate Account liabilities are reserves of $1,828,048 and
$1,092,944 at December 31, 2002 and 2001, respectively, relating to deferred annuity investment options for which the contract holder is guaranteed a fixed rate of return. These reserves are calculated using the Commissioners Annuity
Reserve Valuation Method. Separate Account assets of $1,828,048 and $1,092,944 at December 31, 2002 and 2001, respectively, consisting of fixed maturities, equity securities, short-term securities, cash and cash equivalents, accrued investment income, accrued liabilities and amounts due to/from the General
Account are held in support of these annuity obligations, pursuant to state regulation.

Included in the general account, within Reserves for Future Policy and Contract
Benefits, is the market value adjustment associated with the guaranteed, fixed rate investment options, assuming the market value adjustment at the reporting date.

Net investment income (including net realized capital gains and losses) and interest credited to contract holders on separate account assets are not separately reflected in the Consolidated Statements of Income.

M. Unearned Performance Credits

The Company defers certain bonus credits applied to contract holder deposits.
The credit is reported as a contract holder liability within separate account liabilities and the deferred expense is reported as a component of other assets.
As the contract holder must keep the contract in-force for 10 years to earn the bonus credit, the Company amortizes the deferred expense on a straight-line basis over 10 years. If the contract holder surrenders the contract or the contract holder dies prior to the end of 10 years, the bonus credit is returned to the Company. This component of the bonus credit is amortized in proportion to expected surrenders and mortality. As of December 31, 2002 and 2001, the unearned performance credit asset was $83,288 and $89,234, respectively.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

N. Estimates

The preparation of financial statements in conformity with U.S. GAAP requires that management make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The more significant estimates and assumptions are related to deferred acquisition costs and involve estimates of future policy lapses, investment returns and maintenance expenses. Actual results could differ from those estimates.

3. INVESTMENTS

The amortized cost, gross unrealized gains and losses and fair value of fixed maturities and investments in equity securities as of December 31, 2002 and 2001 are shown below. All securities held at December 31, 2002 and 2001 were publicly traded.

Investments in fixed maturities as of December 31, 2002 consisted of the following:

                                                                     Gross        Gross
                                                      Amortized    Unrealized   Unrealized
                                                        Cost         Gains        Losses       Fair Value
                                                     ----------   -----------   ----------    -----------
U.S. Government obligations                          $  270,969   $   15,658    $      (78)   $  286,549
Obligations of state and political
subdivisions                                                253            9            (1)          261
Corporate securities                                    108,200        3,631           (40)      111,791
                                                     ----------   ----------    ----------    ----------
Totals                                               $  379,422   $   19,298    $     (119)   $  398,601
                                                     ==========   ==========    ==========    ==========

The amortized cost and fair value of fixed maturities, by contractual maturity, at December 31, 2002 are shown below. Actual maturities may differ from contractual maturities due to call or prepayment provisions.

                                             Amortized
                                               Cost        Fair Value
                                           ------------   ------------
Due in one year or less                    $     12,793   $     12,884
Due after one through five years                165,574        171,830
Due after five through ten years                186,609        198,913
Due after ten years                              14,446         14,974
                                           ------------   ------------
Total                                      $    379,422   $    398,601
                                           ============   ============

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. INVESTMENTS (continued)

Investments in fixed maturities as of December 31, 2001 consisted of the following:

                                                                   Gross         Gross
                                                  Amortized     Unrealized     Unrealized
                                                    Cost          Gains          Losses        Fair Value
                                                ------------   ------------   ------------    ------------
U.S. Government obligations                     $    198,136   $      2,869   $       (413)   $    200,592
Obligations of state and political
subdivisions                                             252              8              -             260
Corporate securities                                 158,494          4,051           (566)        161,979
                                                ------------   ------------   ------------    ------------
Totals                                          $    356,882   $      6,928   $       (979)   $    362,831
                                                ============   ============   ============    ============

Proceeds from sales of fixed maturities during 2002, 2001 and 2000 were
$367,213, $386,816 and $302,632, respectively. Proceeds from maturities during
2002, 2001 and 2000 were $50, $4,000 and $1,104, respectively.

The cost, gross unrealized gains/losses and fair value of investments in equity securities at December 31 are shown below:

                                  Gross          Gross
                               Unrealized     Unrealized        Fair
                  Cost           Gains          Losses          Value
               ------------   ------------   ------------    ------------
2002           $     52,017   $        136   $       (384)   $     51,769
2001           $     49,886   $        122   $     (4,925)   $     45,083

Net realized investment gains (losses), determined on a specific identification basis, were as follows for the years ended December 31:

                                          2002         2001          2000
Fixed maturities:                     ----------    ----------    ----------
Gross gains                           $    8,213    $    8,849    $    1,002
Gross losses                              (4,468)       (4,387)       (3,450)
Investment in equity securities:
Gross gains                                   90           658         1,913
Gross losses                             (13,451)       (4,192)         (153)
                                      ----------    ----------    ----------
Totals                                $   (9,616)   $      928    $     (688)
                                      ==========    ==========    ==========

During 2002, the Company determined that certain amounts of its investment in equity securities were other than temporarily impaired and, accordingly, recorded a loss of $3,769.

As of December 31, 2002, the Company did not own any investments in fixed maturity securities whose carrying value exceeded 10% of the Company's equity.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. INVESTMENTS (continued)

As of December 31, 2002, the following fixed maturities were restricted in compliance with regulatory requirements:

Security                                                     Fair Value
-------------------------------------------                 ------------
U.S. Treasury Note, 6.25%, February 2003                    $      4,345
U.S. Treasury Note, 3.00%, November 2003                             183
Puerto Rico Commonwealth, 4.60%, July 2004                           210
Puerto Rico Commonwealth, 4.875%, July 2023                           52

4. FAIR VALUES OF FINANCIAL INSTRUMENTS

The methods and assumptions used to determine the fair value of financial instruments are as follows:

Fair values of fixed maturities with active markets are based on quoted market prices. For fixed maturities that trade in less active markets, fair values are obtained from an independent pricing service.

Fair values of equity securities are based on quoted market prices.

The fair value of derivative instruments is determined based on the current value of the underlying index.

The carrying value of cash and cash equivalents (cost) approximates fair value due to the short-term nature of these investments.

The carrying value of policy loans approximates fair value.

Fair value of future fees payable to ASI are determined on a discounted cash flow basis, using best estimate assumptions of lapses, mortality, free withdrawals and a long-term fund growth rate of 8% on the Company's assets under management.

The carrying value of short-term borrowings (cost) approximates fair value due to the short-term nature of these liabilities.

Fair value of surplus notes are determined based on a discounted cash flow basis with a projected payment of principal and all accrued interest at the maturity date (see Note 14 for payment restrictions).

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4. FAIR VALUES OF FINANCIAL INSTRUMENTS (continued)

The fair values and carrying values of financial instruments at December 31,
2002 and 2001 are as follows:

                                               December 31, 2002                    December 31, 2001
                                      ---------------------------------   ---------------------------------
                                        Fair Value       Carrying Value      Fair Value      Carrying Value
                                      ---------------   ---------------   ---------------   ---------------
Assets
Fixed Maturities                      $       398,601   $       398,601   $       362,831   $       362,831
Equity Securities                              51,769            51,769            45,083            45,083
Derivative Instruments                         10,370            10,370             5,525             5,525
Policy Loans                                    7,559             7,559             6,559             6,559
Liabilities
Future Fees Payable to ASI                    429,773           708,249           546,357           799,472
Short-term Borrowing                           10,000            10,000            10,000            10,000
Surplus Notes and accrued
interest of $29,230 and
$25,829 in 2002 and 2001,
respectively                                  140,777           139,230           174,454           169,829

5. NET INVESTMENT INCOME

The sources of net investment income for the years ended December 31 were as follows:

                                            2002              2001              2000
                                      ---------------   ---------------   ---------------
Fixed maturities                      $        18,015   $        18,788   $        13,502
Cash and cash equivalents                       1,116               909             5,209
Equity securities                                 809               622                99
Policy loans                                      403               244                97
Total investment income                        20,343            20,563            18,907
Investment expenses                              (711)             (437)             (312)
                                      ---------------   ---------------   ---------------
Net investment income                 $        19,632   $        20,126   $        18,595
                                      ===============   ===============   ===============

6. INCOME TAXES

The significant components of income tax expense for the years ended December 31 were as follows:

                                                     2002            2001            2000
                                                ------------    ------------    ------------
Current tax benefit                             $     (3,739)   $    (39,047)   $    (29,244)
Deferred tax expense, excluding operating
loss carryforwards                                    35,915          60,587          60,023
Deferred tax benefit for operating and
capital loss carryforwards                          (134,986)        (14,372)              -
Total income tax (benefit) expense              $   (102,810)   $      7,168    $     30,779

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6. INCOME TAXES (continued)

Deferred tax assets (liabilities) include the following at December 31:

                                                     2002           2001
                                                -----------    -----------
Deferred tax assets:
GAAP to tax reserve differences                 $   165,348    $   241,503
Future fees payable to ASI                           21,475         63,240
Deferred compensation                                20,603         20,520
Net operating loss carry forward                    147,360         14,372
Other                                                 6,530         17,276
                                                -----------    -----------
Total deferred tax assets                           361,316        356,911
                                                -----------    -----------
Deferred tax liabilities:
Deferred acquisition costs, net                    (312,933)      (404,758)
Net unrealized gains on fixed
maturity securities                                  (6,713)        (2,082)
Other                                                (3,464)        (5,051)
                                                -----------    -----------
Total deferred tax liabilities                     (323,110)      (411,891)
                                                -----------    -----------
Net deferred tax asset (liability)              $    38,206    $   (54,980)
                                                ===========    ===========

In accordance with SFAS 109, the Company has performed an analysis of its deferred tax assets to assess recoverability. Looking at a variety of items, most notably, the timing of the reversal of temporary items and future taxable income projections, the Company determined that no valuation allowance is needed.

The income tax (benefit) expense was different from the amount computed by applying the federal statutory tax rate of 35% to pre-tax income from continuing operations as follows:

                                                          2002          2001          2000
                                                     ------------  ------------  ------------
(Loss) income before taxes
Domestic                                             $   (265,361) $     42,886  $     98,136
Foreign                                                    (2,706)       (2,619)       (2,540)
                                                     ------------  ------------  ------------
Total                                                    (268,067)       40,267        95,596
Income tax rate                                                35%           35%           35%
                                                     ------------  ------------  ------------
Tax (benefit) expense at federal statutory
income tax rate                                           (93,823)       14,093        33,459
Tax effect of:
Dividend received deduction                               (12,250)       (8,400)       (7,350)
Losses of foreign subsidiary                                  947           917           889
Meals and entertainment                                       603           603           841
State income taxes                                              -           (62)         (524)
Federal provision to return differences                       709          (177)        3,235
Other                                                       1,004           194           229
                                                     ------------  ------------  ------------
Income tax (benefit) expense                         $   (102,810) $      7,168  $     30,779
                                                     ============  ============  ============

The Company's net operating loss carry forwards, totaling approximately $421,029
(pre-tax) at December 31, 2002, will expire in 2016 and 2017.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7. COST ALLOCATION AGREEMENTS WITH AFFILIATES

Certain operating costs (including rental of office space, furniture, and equipment) have been charged to the Company at cost by American Skandia
Information Services and Technology Corporation ("ASIST"), an affiliated company. ASLAC signed a written service agreement with ASIST for these services executed and approved by the Connecticut Insurance Department in 1995. This
agreement automatically continues in effect from year to year and may be terminated by either party upon 30 days written notice. The Company has also paid and charged operating costs to several of its affiliates. The total cost to the Company for these items was $8,177, $6,179 and $13,974 in 2002, 2001 and
2000, respectively. Income received for these items was approximately $13,052,
$13,166 and $11,186 in 2002, 2001 and 2000, respectively.

Allocated depreciation expense was $7,440, $8,764 and $9,073 in 2002, 2001 and
2000, respectively. Allocated lease expense was $5,808, $6,517 and $5,606 in
2002, 2001 and 2000, respectively. Allocated sub-lease rental income, recorded as a reduction to lease expense, was $738, $30 and $0 in 2002, 2001 and 2000, respectively. Assuming that the written service agreement between ASLAC and
ASIST continues indefinitely, ASLAC's allocated future minimum lease payments and sub-lease receipts per year and in aggregate as of December 31, 2002 are as follows:

                                   Lease       Sub-Lease
                                -----------   -----------
2003                            $     4,847   $     1,616
2004                                  5,275         1,773
2005                                  5,351         1,864
2006                                  5,328         1,940
2007                                  5,215         1,788
2008 and thereafter                  19,629         7,380
                                -----------   -----------
Total                           $    45,645   $    16,361
                                ===========   ===========

Beginning in 1999, the Company was reimbursed by ASM for certain distribution related costs associated with the sales of business through an investment firm where ASM serves as an introducing broker dealer. Under this agreement, the expenses reimbursed were $8,255, $6,610 and $6,064 in 2002, 2001 and 2000, respectively. As of December 31, 2002 and 2001, amounts receivable under this agreement were approximately $458 and $639, respectively.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8. FUTURE FEES PAYABLE TO ASI

In a series of transactions with ASI, the Company transferred certain rights to receive a portion of future fees and contract charges expected to be realized on designated blocks of deferred annuity contracts.

The proceeds from the transfers have been recorded as a liability and are being amortized over the remaining surrender charge period of the designated contracts using the interest method. The Company did not transfer the right to receive future fees and charges after the expiration of the surrender charge period.

In connection with these transactions, ASI, through special purpose trusts, issued collateralized notes in private placements, which are secured by the rights to receive future fees and charges purchased from the Company.

Under the terms of the securitization purchase agreements, the rights transferred provide for ASI to receive a percentage (60%, 80% or 100% depending on the underlying commission option) of future mortality and expense charges and contingent deferred sales charges, after reinsurance, expected to be realized over the remaining surrender charge period of the designated contracts
(generally 6 to 8 years). The liability for future fees payable to ASI at the balance sheet date is based on the consideration received less principal repayments according to amortization schedules that were developed at the inception of the transactions. If actual mortality and expense charges and contingent deferred sales charges are less than those projected in the original amortization schedules, calculated on a transaction by transaction basis, ASI has no recourse against the Company. As account values associated with the designated contracts have declined, consistent with the overall decline in the equity markets, current mortality and expense charges have been lower than expected on certain transactions and it is likely that future mortality and expense charges, on those same transactions, will be lower than originally projected. As a result, the ultimate cash flows associated with these transactions that will transfer to ASI may be lower than the current carrying amount of the liability (see Note 4).

On April 12, 2002, the Company entered into a new securitization purchase agreement with ASI. This transaction covers designated blocks of business issued from November 1, 2000 through December 31, 2001. The estimated present value of the transaction at April 12, 2002, using a discount rate of 6.00%, was $101,713.

Payments, representing fees and charges in the aggregate amount, of $186,810,
$207,731 and $219,523 were made by the Company to ASI in 2002, 2001 and 2000, respectively. Related interest expense of $828, $59,873 and $70,667 has been included in the consolidated statements of income for 2002, 2001 and 2000, respectively.

The Commissioner of the State of Connecticut has approved the transfer of future fees and charges; however, in the event that the Company becomes subject to an order of liquidation or rehabilitation, the Commissioner has the ability to restrict the payments due to ASI, into a restricted account, under the Purchase
Agreement subject to certain terms and conditions.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8. FUTURE FEES PAYABLE TO ASI (continued)

The present values of the transactions as of the respective effective date were as follows:

  Closing     Effective   Contract Issue       Discount         Present
Transaction      Date          Date             Period            Rate      Value
-----------   ---------   --------------   ------------------   -------   ---------
  1996-1       12/17/96       9/1/96        1/1/94 - 6/30/96      7.5%    $  50,221
  1997-1        7/23/97       6/1/97        3/1/96 - 4/30/97      7.5%       58,767
  1997-2       12/30/97      12/1/97        5/1/95 - 12/31/96     7.5%       77,552
  1997-3       12/30/97      12/1/97        5/1/96 - 10/31/97     7.5%       58,193
  1998-1        6/30/98       6/1/98        1/1/97 - 5/31/98      7.5%       61,180
  1998-2       11/10/98      10/1/98        5/1/97 - 8/31/98      7.0%       68,573
  1998-3       12/30/98      12/1/98        7/1/96 - 10/31/98     7.0%       40,128
  1999-1        6/23/99       6/1/99        4/1/94 - 4/30/99      7.5%      120,632
  1999-2       12/14/99      10/1/99       11/1/98 - 7/31/99      7.5%      145,078
  2000-1        3/22/00       2/1/00        8/1/99 - 1/31/00      7.5%      169,459
  2000-2        7/18/00       6/1/00        2/1/00 - 4/30/00      7.25%      92,399
  2000-3       12/28/00      12/1/00        5/1/00 - 10/31/00     7.25%     107,291
  2000-4       12/28/00      12/1/00        1/1/98 - 10/31/00     7.25%     107,139
  2002-1        4/12/02       3/1/02       11/1/00 - 12/31/01     6.00%     101,713

Payments of future fees payable to ASI, according to original amortization schedules, as of December 31, 2002 are as follows:

Year         Amount
----      -----------
2003      $   186,854
2004          171,093
2005          147,902
2006          117,761
2007           66,270
2008           18,369
          -----------
Total     $   708,249
          ===========

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9. LEASES

The Company entered into an eleven year lease agreement for office space in
Westminster, Colorado, effective January 1, 2001. Lease expense for 2002 and
2001 was $2,583 and $1,602, respectively. Sub-lease rental income was $227 in
2002 and $0 in 2001. Future minimum lease payments and sub-lease receipts per year and in aggregate as of December 31, 2002 are as follows:

                                Lease      Sub-Lease
                            -----------   -----------
2003                        $     1,913   $       426
2004                              1,982           455
2005                              2,050           500
2006                              2,050           533
2007                              2,050           222
2008 and thereafter               8,789             0
                            -----------   -----------
Total                       $    18,834   $     2,136
                            ===========   ===========

10. RETAINED EARNINGS AND DIVIDEND RESTRICTIONS

Statutory basis shareholder's equity was $279,957 and $226,780 at December 31,
2002 and 2001, respectively.

The Company incurred statutory basis net losses in 2002 of $192,474 due primarily to significant declines in the equity markets, increasing GMDB reserves calculated on a statutory basis. Statutory basis net losses for 2001 were $121,957, as compared to income of $11,550 in 2000.

Under various state insurance laws, the maximum amount of dividends that can be paid to shareholders without prior approval of the state insurance department is subject to restrictions relating to statutory surplus and net gain from operations. For 2003, no amounts may be distributed without prior approval.

11. STATUTORY ACCOUNTING PRACTICES

The Company prepares its statutory basis financial statements in accordance with accounting practices prescribed by the State of Connecticut Insurance
Department. Prescribed statutory accounting practices include publications of the National Association of Insurance Commissioners (NAIC), as well as state laws, regulations and general administrative rules.

The NAIC adopted the Codification of Statutory Accounting Principles
(Codification) in March 1998. The effective date for codification was January 1,
2001. The Company's state of domicile, Connecticut, has adopted codification and the Company has made the necessary changes in its statutory accounting and reporting required for implementation. The overall impact of adopting codification in 2001 was a one-time, cumulative change in accounting benefit recorded directly in statutory surplus of $12,047.

In addition, during 2001, based on a recommendation from the State of
Connecticut Insurance Department, the Company changed its statutory method of accounting for its

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11. STATUTORY ACCOUNTING PRACTICES (continued)

liability associated with securitized variable annuity fees. Under the new method of accounting, the liability for securitized fees is established consistent with the method of accounting for the liability associated with variable annuity fees ceded under reinsurance contracts. This equates to the statutory liability at any valuation date being equal to the Commissioners
Annuity Reserve Valuation Method (CARVM) offset related to the securitized contracts. The impact of this change in accounting, representing the difference in the liability calculated under the old method versus the new method as of
January 1, 2001, was reported as a cumulative effect of change in accounting benefit recorded directly in statutory surplus of approximately $20,215.

In 2001, the Company, in agreement with the Connecticut Insurance Department, changed its reserving methodology to recognize free partial withdrawals and to reserve on a "continuous" rather than "curtate" basis. The impact of these changes, representing the difference in reserves calculated under the new methods versus the old methods, was recorded directly to surplus as changes in reserves on account of valuation basis. This resulted in an increase to the unassigned deficit of approximately $40,511.

Effective January 1, 2002, the Company adopted Statement of Statutory Accounting
Principles No. 82, "Accounting for the Costs of Computer Software Developed or
Obtained for Internal Use and Web Site Development Costs" ("SSAP 82"). SSAP 82
requires the capitalization of certain costs incurred in connection with developing or obtaining internal use software. Prior to the adoption of SSAP 82, the Company expensed all internal use software related costs as incurred. The
Company has identified and capitalized $5,935 of costs associated with internal use software as of January 1, 2002 and is amortizing the applicable costs on a straight-line basis over a three year period. The costs capitalized as of
January 1, 2002 resulted in a direct increase to surplus. Amortization expense for the year ended December 31, 2002 was $757.

12. EMPLOYEE BENEFITS

The Company has a 401(k) plan for which substantially all employees are eligible. Under this plan, the Company provides a 50% match on employees'
contributions up to 6% of an employee's salary (for an aggregate match of up to
3% of the employee's salary). Additionally, the Company may contribute additional amounts based on profitability of the Company and certain of its affiliates. Expenses related to this program in 2002, 2001 and 2000 were $719,
$2,738 and $3,734, respectively. Company contributions to this plan on behalf of the participants were $921, $2,549 and $4,255 in 2002, 2001 and 2000, respectively.

The Company has a deferred compensation plan, which is available to the field marketing staff and certain other employees. Expenses related to this program in
2002, 2001 and 2000 were $3,522, $1,615 and $1,030, respectively. Company contributions to this plan on behalf of the participants were $5,271, $1,678 and
$2,134 in 2002, 2001 and 2000, respectively.

The Company and certain affiliates cooperatively have a long-term incentive program under which units are awarded to executive officers and other personnel.
The Company and certain affiliates also have a profit sharing program, which benefits all employees

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

12. EMPLOYEE BENEFITS (continued)

below the officer level. These programs consist of multiple plans with new plans instituted each year. Generally, participants must remain employed by the
Company or its affiliates at the time such units are payable in order to receive any payments under the programs. The accrued liability representing the value of these units was $7,083 and $13,645 as of December 31, 2002 and 2001,
respectively. Expenses (income) related to these programs in 2002, 2001 and
2000, were $1,471, ($9,842) and $2,692, respectively. Payments under these programs were $8,033, $8,377 and $13,697 in 2002, 2001 and 2000, respectively.

13. FINANCIAL REINSURANCE

The Company cedes insurance to other insurers in order to fund the cash strain generated from commission costs on current sales and to limit its risk exposure.
The Company uses modified coinsurance reinsurance arrangements whereby the reinsurer shares in the experience of a specified book of business. These reinsurance transactions result in the Company receiving from the reinsurer an upfront ceding commission on the book of business ceded in exchange for the reinsurer receiving in the future, the future fees generated from that book of business. Such transfer does not relieve the Company of its primary liability and, as such, failure of reinsurers to honor their obligation could result in losses to the Company. The Company reduces this risk by evaluating the financial condition and credit worthiness of reinsurers.

The effect of reinsurance for the 2002, 2001 and 2000 was as follows:

                                                                Gross          Ceded           Net
                                                            -----------     -----------   -----------
2002
Annuity and life insurance charges and fees                 $   406,272     $   (36,268)  $   370,004
Return credited to contract owners                          $     5,221     $       (25)  $     5,196
Underwriting, acquisition and other insurance
expenses (deferal of acquisition costs)                     $   154,588     $    34,140   $   188,728
Amortization of deferred acquisition costs                  $   542,945     $   (32,886)  $   510,059
2001

Annuity and life insurance charges and fees                 $   430,914     $   (42,218)  $   388,696
Return credited to contract owners                          $     5,704     $        92   $     5,796
Underwriting, acquisition and other insurance
expenses (deferral of acquisition costs)                    $   163,677     $    33,078   $   196,755
Amortization of deferred acquisition costs                  $   231,290     $    (7,243)  $   224,047

2000
Annuity and life insurance charges and fees                 $   473,318     $   (48,740)  $   424,578
Return credited to contract owners                          $     8,540     $       (77)  $     8,463
Underwriting, acquisition and other insurance
expenses (deferral of acquisition costs)                    $   108,399     $    42,198   $   150,597
Amortization of deferred acquisition costs                  $   205,174     $   (20,558)  $   184,616

In December 2000, the Company entered into a modified coinsurance agreement with
SICL covering certain contracts issued since January 1996. The impact of this treaty to the

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

13. FINANCIAL REINSURANCE (continued)

Company was pre-tax (loss) income of ($4,137), $8,394 and $23,341 in 2002, 2001 and 2000, respectively. At December 31, 2002 and 2001, $675 and $1,137,
respectively, was receivable from SICL under this agreement.

14. SURPLUS NOTES

The Company has issued surplus notes to ASI in exchange for cash. Surplus notes outstanding as of December 31, 2002 and 2001, and interest expense for 2002,
2001 and 2000 were as follows:

                                               Liability as of
                                                  December 31,               Interest Expense For the Years
                                         ----------------------------------------------------------------------
                                Interest
 Note Issue Date                  Rate        2002           2001           2002           2001           2000
------------------              -------------------------------------------------------------------------------
February 18, 1994                 7.28%           -              -              -              -            732
March 28, 1994                    7.90%           -              -              -              -            794
September 30, 1994                9.13%           -              -              -          1,282          1,392
December 19, 1995                 7.52%           -         10,000            520            763            765
December 20, 1995                 7.49%           -         15,000            777          1,139          1,142
December 22, 1995                 7.47%           -          9,000            465            682            684
June 28, 1996                     8.41%      40,000         40,000          3,411          3,411          3,420
December 30, 1996                 8.03%      70,000         70,000          5,699          5,699          5,715
                                -------------------------------------------------------------------------------
Total                                     $ 110,000       $144,000       $ 10,872       $ 12,976       $ 14,644
                                -------------------------------------------------------------------------------

On September 6, 2002, surplus notes for $10,000, dated December 19, 1995,
$15,000, dated December 20, 1995, and $9,000, dated December 22, 1995, were repaid. On December 3, 2001, a surplus note, dated September 30, 1994, for
$15,000 was repaid. On December 27, 2000, surplus notes for $10,000, dated
February 18, 1994, and $10,000, dated March 28, 1994, were repaid. All surplus notes mature seven years from the issue date.

Payment of interest and repayment of principal for these notes is subject to certain conditions and require approval by the Insurance Commissioner of the
State of Connecticut. At December 31, 2002 and 2001, $29,230 and $25,829,
respectively, of accrued interest on surplus notes was not permitted for payment under these criteria.

15. SHORT-TERM BORROWING

The Company had a $10,000 short-term loan payable to ASI at December 31, 2002 and 2001 as part of a revolving loan agreement. The loan had an interest rate of
1.97% and matured on January 13, 2003. The loan was subsequently rolled over with a new interest rate of 1.82% and a new maturity date of March 13, 2003. The loan was further extended to April 30, 2003 and a new interest rate of 1.71%.
The total related interest expense to the Company was $271, $522 and $687 in
2002, 2001 and 2000, respectively. Accrued interest payable was $10 and $113 as of December 31, 2002 and 2001, respectively.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

15. SHORT-TERM BORROWING (continued)

On January 3, 2002, the Company entered into a $150,000 credit facility with
ASI. This credit facility terminates on December 31, 2005 and bears interest at the offered rate in the London interbank market (LIBOR) plus 0.35 percent per annum for the relevant interest period. Interest expense related to these borrowings was $2,243 for the year ended December 31, 2002. As of December 31,
2002, no amount was outstanding under this credit facility.

16. CONTRACT WITHDRAWAL PROVISIONS

Approximately 99% of the Company's separate account liabilities are subject to discretionary withdrawal by contract owners at market value or with market value adjustment. Separate account assets, which are carried at fair value, are adequate to pay such withdrawals, which are generally subject to surrender charges ranging from 10% to 1% for contracts held less than 10 years.

17. RESTRUCTURING CHARGES

On March 22, 2001 and December 3, 2001, the Company announced separate plans to reduce expenses to better align its operating infrastructure with the current investment market environment. As part of the two plans, the Company's workforce was reduced by approximately 140 positions and 115 positions, respectively, affecting substantially all areas of the Company. Estimated pre-tax severance benefits of $8,500 have been charged against 2001 operations related to these reductions. These charges have been reported in the Consolidated Statements of
Income as a component of Underwriting, Acquisition and Other Insurance Expenses.
As of December 31, 2002 and 2001, the remaining restructuring liability, relating primarily to the December 3, 2001 plan, was $12 and $4,104, respectively.

18. COMMITMENTS AND CONTINGENT LIABILITIES

In recent years, a number of annuity companies have been named as defendants in class action lawsuits relating to the use of variable annuities as funding vehicles for tax- qualified retirement accounts. The Company is currently a defendant in one such lawsuit. A purported class action complaint was filed in the United States District Court for the Southern District of New York on
December 12, 2002, by Diane C. Donovan against the Company and certain of its affiliates (the "Donovan Complaint"). The Donovan Complaint seeks unspecified compensatory damages and injunctive relief from the Company and certain of its affiliates. The Donovan Complaint claims that the Company and certain of its affiliates violated federal securities laws in marketing variable annuities.
This litigation is in the preliminary stages. The Company believes this action is without merit, and intends to vigorously defend against this action.

The Company is also involved in other lawsuits arising, for the most part, in the ordinary course of its business operations. While the outcome of these other lawsuits cannot be determined at this time, after consideration of the defenses available to the Company, applicable insurance coverage and any related reserves established, these other lawsuits are not expected to result in liability for amounts material to the financial condition of the Company, although it may adversely affect results of operations in future periods.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

18. COMMITMENTS AND CONTINGENT LIABILITIES (continued)

As discussed previously, on December 19, 2002, SICL entered into a definitive purchase agreement (the "Purchase Agreement") to sell its ownership interest in the Company and certain affiliates to Prudential Financial for approximately
$1.265 billion. The closing of this transaction, which is conditioned upon certain customary regulatory and other approvals and conditions, is expected in the second quarter of 2003.

The purchase price that was agreed to between SICL and Prudential Financial was based on a September 30, 2002 valuation of the Company and certain affiliates.
As a result, assuming the transaction closes, the economics of the Company's business from September 30, 2002 forward will inure to the benefit or detriment of Prudential Financial. Included in the Purchase Agreement, SICL has agreed to indemnify Prudential Financial for certain liabilities that may arise relating to periods prior to September 30, 2002. These liabilities generally include market conduct activities, as well as contract and regulatory compliance
(referred to as "Covered Liabilities").

Related to the indemnification provisions contained in the Purchase Agreement,
SICL has signed, for the benefit of the Company, an indemnity letter, effective
December 19, 2002, to make the Company whole for certain Covered Liabilities that come to fruition during the period beginning December 19, 2002 and ending with the close of the transaction. This indemnification effectively transfers the risk associated with those Covered Liabilities from the Company to SICL concurrent with the signing of the definitive purchase agreement rather than waiting until the transaction closes.

19. SEGMENT REPORTING

Assets under management and sales for products other than variable annuities have not been significant enough to warrant full segment disclosures as required by SFAS 131, "Disclosures about Segments of an Enterprise and Related
Information," and the Company does not anticipate that they will be so in the future due to changes in the Company's strategy to focus on its core variable annuity business.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

20. QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table summarizes information with respect to the operations of the
Company on a quarterly basis:

                                                                  Three Months Ended
                                                --------------------------------------------------------
                                                 March 31       June 30        Sept. 30       Dec. 31
                                                -----------   ------------   ------------   ------------
2002
Premiums and other insurance revenues*          $   118,797   $    126,614   $    115,931   $    108,488
Net investment income                                 4,965          4,714          5,128          4,825
Net realized capital losses                          (1,840)        (1,584)        (2,327)        (3,863)
                                                -----------   ------------   ------------   ------------
Total revenues                                      121,922        129,744        118,732        109,450
Benefits and expenses*                              112,759        160,721        323,529        150,906
                                                -----------   ------------   ------------   ------------
Pre-tax net income (loss)                             9,163        (30,977)      (204,797)       (41,456)
Income tax expense (benefit)                          1,703        (11,746)       (72,754)       (20,013)
                                                -----------   ------------   ------------   ------------
Net income (loss)                               $     7,460   $    (19,231)  $   (132,043)  $    (21,443)
                                                ===========   ============   ============   ============

*    For the quarters ended March 31, 2002 and June 30, 2002, the Company had overstated premiums ceded in revenues. The above presentation reflects an equal and offsetting reclassification of these amounts to benefits and expenses with no net income impact.

                                                                  Three Months Ended
                                                --------------------------------------------------------
                                                 March 31       June 30        Sept. 30       Dec. 31
                                                -----------   ------------   ------------   ------------
2001
Premiums and other insurance revenues***        $   130,885   $    128,465   $    122,708   $    119,604
Net investment income**                               5,381          4,997          5,006          4,742
Net realized capital gains (losses)                   1,902            373            376         (1,723)
                                                -----------   ------------   ------------   ------------
Total revenues                                      138,168        133,835        128,090        122,623
Benefits and expenses**  ***                        122,729        110,444        123,307        125,969
                                                -----------   ------------   ------------   ------------
Pre-tax net income (loss)                            15,439         23,391          4,783         (3,346)
Income tax expense (benefit)                          4,034          7,451           (480)        (3,837)
                                                -----------   ------------   ------------   ------------
Net income                                      $    11,405   $     15,940   $      5,263   $        491
                                                ===========   ============   ============   ============

**   For the quarters ended March 31, 2001, June 30, 2001 and September 30,
     2001, the Company had reported investment performance associated with its derivatives as net investment income. The above presentation reflects a reclassification of these amounts to benefits and expenses.

***  For the quarters ended September 30, 2001 and December 31, 2001, the
     Company had overstated premiums ceded in revenues. The above presentation reflects an equal and offsetting reclassification of these amounts to benefits and expenses with no net income impact.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

20. QUARTERLY FINANCIAL DATA (UNAUDITED) (continued)

                                                                  Three Months Ended
                                                --------------------------------------------------------
                                                 March 31       June 30        Sept. 30       Dec. 31
                                                -----------   ------------   ------------   ------------
2000
Premiums and other insurance revenues           $    137,040  $    139,346   $   147,819    $    135,866
Net investment income****                              4,343         4,625         4,619           5,008
Net realized capital gains (losses)                      729        (1,436)         (858)            877
Total revenues                                       142,112       142,535       151,580         141,751
Benefits and expenses****                            107,893       122,382       137,843         114,264
Pre-tax net income                                    34,219        20,153        13,737          27,487
Income tax expense                                    10,038         5,225         3,167          12,349
                                                ------------  ------------   -----------    ------------
Net income                                      $     24,181  $     14,928   $    10,570    $     15,138
                                                ============  ============   ===========    ============

**** For the quarters ended March 31, 2000, June 30, 2000, September 30, 2000 and December 31, 2000, the Company had reported investment performance associated with its derivatives as net investment income. The above presentation reflects a reclassification of these amounts to benefits and expenses.

APPENDIX B - CONDENSED FINANCIAL INFORMATION ABOUT SEPARATE ACCOUNT B

Separate Account B consists of multiple Sub-accounts. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. All or some of these
Sub-accounts are available as investment options for other variable annuities we offer pursuant to different prospectuses.

Unit Prices And Numbers Of Units: The following table shows: (a) the Unit Price, as of the dates shown, for Units in each of the Sub-accounts of Separate Account
B that are being offered pursuant to this Prospectus; and (b) the number of
Units outstanding for each such Sub-account as of the dates shown. The year in which operations commenced in each such Sub-account is noted in parentheses. To the extent a Sub-account commenced operations during a particular calendar year, the Unit Price as of the end of the period reflects only the partial year results from the commencement of operations until December 31st of the applicable year. The portfolios in which a particular Sub-account invests may or may not have commenced operations prior to the date such Sub-account commenced operations. The initial offering price for each Sub-account was $10.00. Unit
Prices and Units are provided for Sub-accounts that commenced operations prior to January 1, 2003.

Beginning November 18, 2002, multiple Unit Prices will be calculated for each
Sub-account of Separate Account B to reflect the daily charge deducted for each combination of the applicable Insurance Charge, Distribution Charge (when applicable) and the charge for the optional benefit offered under this Annuity.
The Unit Prices below reflect the daily charges for the optional benefit offered between November 18, 2002 and December 31, 2002 only.

                     Year Ended December 31,
------------------------------------------------------------------
Sub-account                                               2002
-------------------------------------------------      -----------
AST Strong International Equity /1/ (1989)
With No Optional Benefits
Unit Price                                             $      8.56
Number of Units                                          2,569,506
With One Optional Benefit
Unit Price                                             $      9.95
Number of Units                                             90,759
-------------------------------------------------      -----------
AST William Blair International Growth /2/(1997)
With No Optional Benefits
Unit Price                                             $      9.72
Number of Units                                            835,523
With One Optional Benefit
Unit Price                                             $      9.72
Number of Units                                             78,368
-------------------------------------------------      -----------
AST American Century International Growth /3/
(1997)
With No Optional Benefits
Unit Price                                             $      8.52
Number of Units                                          2,252,674
With One Optional Benefit
Unit Price                                             $      9.69
Number of Units                                            116,123
-------------------------------------------------      -----------
AST DeAM International Equity /4/ (1994)
With No Optional Benefits
Unit Price                                             $      8.19
Number of Units                                            269,995
With One Optional Benefit
Unit Price                                             $      9.79
Number of Units                                             22,770
-------------------------------------------------      -----------
AST MFS Global Equity (1999)
With No Optional Benefits
Unit Price                                             $      9.04
Number of Units                                            969,509
With One Optional Benefit
Unit Price                                             $      9.87
Number of Units                                             32,306
-------------------------------------------------      -----------
AST PBHG Small-Cap Growth /5/ (1994)
With No Optional Benefits
Unit Price                                             $      6.92
Number of Units                                          1,970,250
With One Optional Benefit
Unit Price                                             $      9.48
Number of Units                                             47,261
-------------------------------------------------      -----------

                     Year Ended December 31,
------------------------------------------------------------------
Sub-account                                               2002
-------------------------------------------------      -----------
AST DeAM Small-Cap Growth /6/ (1999)
With No Optional Benefits
Unit Price                                             $      7.67
Number of Units                                            639,695
With All Optional Benefits
Unit Price                                                       -
Number of Units                                                  -
-------------------------------------------------      -----------
AST Federated Aggressive Growth (2000)
With No Optional Benefits
Unit Price                                             $      7.64
Number of Units                                          1,255,415
With One Optional Benefit
Unit Price                                             $      9.86
Number of Units                                             63,097
-------------------------------------------------      -----------
AST Goldman Sachs Small-Cap Value /7/ (1997)
With No Optional Benefits
Unit Price                                             $      9.26
Number of Units                                          1,492,775
With One Optional Benefit
Unit Price                                             $     10.09
Number of Units                                                624
-------------------------------------------------      -----------
AST Gabelli Small-Cap Value /8/ (1997)
With No Optional Benefits
Unit Price                                             $      9.30
Number of Units                                          6,141,523
With One Optional Benefit
Unit Price                                             $     10.08
Number of Units                                            209,790
-------------------------------------------------      -----------
AST DeAM Small-Cap Value /9/ (2002)
With No Optional Benefits
Unit Price                                             $      7.66
Number of Units                                            423,387
With One Optional Benefit
Unit Price                                             $     10.08
Number of Units                                             11,686
-------------------------------------------------      -----------
AST Goldman Sachs Mid-Cap Growth /10/ (2000)
With No Optional Benefits
Unit Price                                             $      7.97
Number of Units                                          1,273,118
With One Optional Benefit
Unit Price                                             $      9.87
Number of Units                                             66,279
-------------------------------------------------      -----------
AST Neuberger Berman Mid-Cap Growth /11/ (1994)
With No Optional Benefits
Unit Price                                             $      7.41
Number of Units                                          2,175,250
With One Optional Benefit
Unit Price                                             $      9.51
Number of Units                                             44,760
-------------------------------------------------      -----------
AST Neuberger Berman Mid-Cap Value /12/ (1993)
With No Optional Benefits
Unit Price                                             $      8.96
Number of Units                                          5,118,558
With One Optional Benefit
Unit Price                                             $      9.98
Number of Units                                            163,415
-------------------------------------------------      -----------
AST Alger All-Cap Growth (2000)
With No Optional Benefits
Unit Price                                             $      6.80
Number of Units                                            658,419
With One Optional Benefit
Unit Price                                             $      9.36
Number of Units                                              6,409
-------------------------------------------------      -----------

                     Year Ended December 31,
------------------------------------------------------------------
Sub-account                                               2002
-------------------------------------------------      -----------
AST Gabelli All-Cap Value (2000)
With No Optional Benefits
Unit Price                                             $      8.17
Number of Units                                          1,200,225
With One Optional Benefit
Unit Price                                             $     10.04
Number of Units                                             28,449
-------------------------------------------------      -----------
AST T. Rowe Price Natural Resources (1995)
With No Optional Benefits
Unit Price                                             $      9.59
Number of Units                                            724,670
With One Optional Benefit
Unit Price                                             $     10.44
Number of Units                                              7,378
-------------------------------------------------      -----------
AST Alliance Growth /13/ (1996)
With No Optional Benefits
Unit Price                                             $      7.46
Number of Units                                          1,869,353
With One Optional Benefit
Unit Price                                             $      9.34
Number of Units                                             31,105
-------------------------------------------------      -----------
AST MFS Growth (1999)
With No Optional Benefits
Unit Price                                             $      7.58
Number of Units                                          2,930,432
With One Optional Benefit
Unit Price                                             $      9.47
Number of Units                                            134,574
-------------------------------------------------      -----------
AST Marsico Capital Growth (1997)
With No Optional Benefits
Unit Price                                             $      8.32
Number of Units                                         10,144,317
With One Optional Benefit
Unit Price                                             $      9.51
Number of Units                                            457,013
-------------------------------------------------      -----------
AST Goldman Sachs Concentrated Growth /14/ (1992)
With No Optional Benefits
Unit Price                                             $      7.67
Number of Units                                          1,349,939
With One Optional Benefit
Unit Price                                             $      9.46
Number of Units                                             41,632
-------------------------------------------------      -----------
AST DeAm Large-Cap Growth /9/ (2002)
With No Optional Benefits
Unit Price                                             $      7.65
Number of Units                                            207,816
With One Optional Benefit
Unit Price                                             $      9.64
Number of Units                                              9,837
-------------------------------------------------      -----------
AST DeAm Large-Cap Value /15/ (2000)
With No Optional Benefits
Unit Price                                             $      8.66
Number of Units                                            664,649
With One Optional Benefit
Unit Price                                             $      9.98
Number of Units                                             18,250
-------------------------------------------------      -----------
AST Alliance/Bernstein Growth + Value (2001)
With No Optional Benefits
Unit Price                                             $      7.99
Number of Units                                            965,912
With One Optional Benefit
Unit Price                                             $      9.79
Number of Units                                             11,345
-------------------------------------------------      -----------

                     Year Ended December 31,
------------------------------------------------------------------
Sub-account                                               2002
-------------------------------------------------      -----------
AST AST Sanford Bernstein Core Value (2001)
With No Optional Benefits
Unit Price                                             $      8.76
Number of Units                                          6,005,922
With One Optional Benefit
Unit Price                                             $     10.08
Number of Units                                            386,259
-------------------------------------------------      -----------
AST Cohen & Steers Realty (1998)
With No Optional Benefits
Unit Price                                             $     10.08
Number of Units                                          1,563,489
With One Optional Benefit
Unit Price                                             $     10.33
Number of Units                                             41,098
-------------------------------------------------      -----------
AST Sanford Bernstein Managed Index 500 /16/ (1998)
With No Optional Benefits
Unit Price                                             $      8.17
Number of Units                                          3,662,406
With One Optional Benefit
Unit Price                                             $      9.81
Number of Units                                             79,915
-------------------------------------------------      -----------
AST American Century Income & Growth /17/ (1997)
With No Optional Benefits
Unit Price                                             $      8.25
Number of Units                                          1,751,136
With One Optional Benefit
Unit Price                                             $      9.89
Number of Units                                             36,829
-------------------------------------------------      -----------
AST Alliance Growth and Income /18/ (1992)
With No Optional Benefits
Unit Price                                             $      8.06
Number of Units                                          6,667,373
With One Optional Benefit
Unit Price                                             $      9.83
Number of Units                                            165,588
-------------------------------------------------      -----------
AST MFS Growth with Income (1999)
With No Optional Benefits
Unit Price                                             $      8.09
Number of Units                                          1,053,007
With One Optional Benefit
Unit Price                                             $      9.71
Number of Units                                             17,242
-------------------------------------------------      -----------
AST INVESCO Capital Income /19/ (1994)
With No Optional Benefits
Unit Price                                             $      8.34
Number of Units                                          2,110,071
With One Optional Benefit
Unit Price                                             $      9.90
Number of Units                                             30,714
-------------------------------------------------      -----------
AST DeAM Global Allocation /20/ (1993)
With No Optional Benefits
Unit Price                                             $      8.71
Number of Units                                            847,517
With One Optional Benefit
Unit Price                                             $      9.94
Number of Units                                              3,088
-------------------------------------------------      -----------
AST American Century Strategic Balanced (1997)
With No Optional Benefits
Unit Price                                             $      9.14
Number of Units                                          1,126,058
With One Optional Benefit
Unit Price                                             $      9.97
Number of Units                                             15,835
-------------------------------------------------      -----------

                     Year Ended December 31,
------------------------------------------------------------------
Sub-account                                               2002
-------------------------------------------------      -----------
AST T. Rowe Price Asset Allocation (1994)
With No Optional Benefits
Unit Price                                             $      9.09
Number of Units                                            921,329
With One Optional Benefit
Unit Price                                             $      9.96
Number of Units                                             21,928
-------------------------------------------------      -----------
AST T. Rowe Price Global Bond /21/ (1994)
With No Optional Benefits
Unit Price                                             $     11.34
Number of Units                                          1,739,313
With One Optional Benefit
Unit Price                                             $     10.31
Number of Units                                             36,822
-------------------------------------------------      -----------
AST Federated High Yield (1994)
With No Optional Benefits
Unit Price                                             $      9.71
Number of Units                                          5,592,940
With One Optional Benefit
Unit Price                                             $     10.26
Number of Units                                             74,022
-------------------------------------------------      -----------
AST Lord Abbett Bond-Debenture (2000)
With No Optional Benefits
Unit Price                                             $      9.94
Number of Units                                          4,146,530
With One Optional Benefit
Unit Price                                             $     10.23
Number of Units                                            162,571
-------------------------------------------------      -----------
AST DeAM Bond /9/ (2002)
With No Optional Benefits
Unit Price                                             $     10.65
Number of Units                                            561,446
With One Optional Benefit
Unit Price                                             $     10.16
Number of Units                                             12,055
-------------------------------------------------      -----------
AST PIMCO Total Return Bond (1994)
With No Optional Benefits
Unit Price                                             $     10.57
Number of Units                                         20,544,075
With One Optional Benefit
Unit Price                                             $     10.17
Number of Units                                            604,147
-------------------------------------------------      -----------
AST PIMCO Limited Maturity Bond (1995)
With No Optional Benefits
Unit Price                                             $     10.34
Number of Units                                         11,274,642
With One Optional Benefit
Unit Price                                             $     10.08
Number of Units                                            215,314
-------------------------------------------------      -----------
AST Money Market (1992)
With No Optional Benefits
Unit Price                                             $      9.96
Number of Units                                         36,255,772
With One Optional Benefit
Unit Price                                             $      9.99
Number of Units                                            999,737
-------------------------------------------------      -----------
The Montgomery Variable Series - MV Emerging
Markets (1996)
With No Optional Benefits
Unit Price                                             $      8.66
Number of Units                                            283,466
With One Optional Benefit
Unit Price                                             $      9.93
Number of Units                                             21,816
-------------------------------------------------      -----------

                     Year Ended December 31,
------------------------------------------------------------------
Sub-account                                               2002
-------------------------------------------------      -----------
Wells Fargo Variable Trust - Equity Income (1999)
With No Optional Benefits
Unit Price                                             $      8.25
Number of Units                                            196,720
With One Optional Benefit
Unit Price                                             $      9.90
Number of Units                                             10,707
-------------------------------------------------      -----------
INVESCO VIF - Dynamics (1999)
With No Optional Benefits
Unit Price                                             $      7.09
Number of Units                                            543,762
With One Optional Benefit
Unit Price                                             $      9.70
Number of Units                                             32,635
-------------------------------------------------      -----------
INVESCO VIF - Technology (1999)
With No Optional Benefits
Unit Price                                             $      5.50
Number of Units                                            293,307
With One Optional Benefit
Unit Price                                                       -
Number of Units                                                  -
-------------------------------------------------      -----------
INVESCO VIF - Health Sciences (1999)
With No Optional Benefits
Unit Price                                             $      8.00
Number of Units                                            475,873
With One Optional Benefit
Unit Price                                             $      9.51
Number of Units                                              5,444
-------------------------------------------------      -----------
INVESCO VIF - Financial Services (1999)
With No Optional Benefits
Unit Price                                             $      8.76
Number of Units                                            366,258
With One Optional Benefit
Unit Price                                             $      9.92
Number of Units                                              1,897
-------------------------------------------------      -----------
INVESCO VIF - Telecommunications (1999)
With No Optional Benefits
Unit Price                                             $      5.78
Number of Units                                             94,004
With One Optional Benefit
Unit Price                                             $      9.43
Number of Units                                                770
-------------------------------------------------      -----------
Evergreen VA - International Growth /22/ (2000)
With No Optional Benefits
Unit Price                                                       -
Number of Units                                                  -
With One Optional Benefit
Unit Price                                                       -
Number of Units                                                  -
-------------------------------------------------      -----------
Evergreen VA - Global Leaders (1999)
With No Optional Benefits
Unit Price                                             $      8.15
Number of Units                                            113,389
With One Optional Benefit
Unit Price                                             $      9.67
Number of Units                                              3,669
-------------------------------------------------      -----------
Evergreen VA - Special Equity (1999)
With No Optional Benefits
Unit Price                                             $      7.44
Number of Units                                            127,728
With One Optional Benefit
Unit Price                                             $      9.85
Number of Units                                             12,520
-------------------------------------------------      -----------

                     Year Ended December 31,
------------------------------------------------------------------
Sub-account                                               2002
-------------------------------------------------      -----------
Evergreen VA - Omega (2000)
With No Optional Benefits
Unit Price                                             $      7.78
Number of Units                                             39,943
With One Optional Benefit
Unit Price                                                       -
Number of Units                                                  -
-------------------------------------------------      -----------
Evergreen VA - Capital Growth (2000)
With No Optional Benefits
Unit Price                                                       -
Number of Units                                                  -
With One Optional Benefit
Unit Price                                                       -
Number of Units                                                  -
-------------------------------------------------      -----------
Evergreen VA - Blue Chip (2000)
With No Optional Benefits
Unit Price                                             $      8.01
Number of Units                                                148
With One Optional Benefit
Unit Price                                                       -
Number of Units                                                  -
-------------------------------------------------      -----------
Evergreen VA - Equity Index (2000)
With No Optional Benefits
Unit Price                                                       -
Number of Units                                                  -
With One Optional Benefit
Unit Price                                                       -
Number of Units                                                  -
-------------------------------------------------      -----------
Evergreen VA - Foundation (2000)
With No Optional Benefits
Unit Price                                                       -
Number of Units                                                  -
With One Optional Benefit
Unit Price                                                       -
Number of Units                                                  -
-------------------------------------------------      -----------
ProFund VP - Europe /30/ (1999)
With No Optional Benefits
Unit Price                                             $      7.93
Number of Units                                            292,396
With One Optional Benefit
Unit Price                                             $      9.70
Number of Units                                              2,625
-------------------------------------------------      -----------
ProFund VP - Asia /30/ /9/ (2002)
With No Optional Benefits
Unit Price                                             $      7.75
Number of Units                                            281,993
With One Optional Benefit
Unit Price                                             $      9.86
Number of Units                                              6,995
-------------------------------------------------      -----------
ProFund VP - Japan /9/ (2002)
With No Optional Benefits
Unit Price                                             $      7.24
Number of Units                                             65,845
With One Optional Benefit
Unit Price                                             $     10.21
Number of Units                                                351
With Any Two Optional Benefits
Unit Price                                                       -
Number of Units                                                  -
With All Optional Benefits
Unit Price                                                       -
Number of Units                                                  -
-------------------------------------------------      -----------
ProFund VP - Banks /9/ (2002)
With No Optional Benefits
Unit Price                                             $      8.56
Number of Units                                            101,136
With One Optional Benefit
Unit Price                                             $     10.13
Number of Units                                              3,422
-------------------------------------------------      -----------

                     Year Ended December 31,
------------------------------------------------------------------
Sub-account                                               2002
-------------------------------------------------      -----------
ProFund VP - Basic Materials /9/ (2002)
With No Optional Benefits
Unit Price                                             $      8.46
Number of Units                                             76,331
With One Optional Benefit
Unit Price                                             $     10.34
Number of Units                                                 12
-------------------------------------------------      -----------
ProFund VP - Biotechnology (2001)
With No Optional Benefits
Unit Price                                             $      7.09
Number of Units                                            130,082
With One Optional Benefit
Unit Price                                                       -
Number of Units                                                  -
-------------------------------------------------      -----------
ProFund VP - Consumer Cyclical /9/ (2002)
With No Optional Benefits
Unit Price                                             $      7.25
Number of Units                                            128,022
With One Optional Benefit
Unit Price                                             $      9.37
Number of Units                                              2,426
-------------------------------------------------      -----------
ProFund VP - Consumer Non-Cyclical /9/ (2002)
With No Optional Benefits
Unit Price                                             $      8.28
Number of Units                                            148,446
With One Optional Benefit
Unit Price                                             $      9.90
Number of Units                                              2,303
-------------------------------------------------      -----------
ProFund VP - Energy (2001)
With No Optional Benefits
Unit Price                                             $      8.71
Number of Units                                            299,833
With One Optional Benefit
Unit Price                                             $     10.12
Number of Units                                              1,660
-------------------------------------------------      -----------
ProFund VP - Financial (2001)
With No Optional Benefits
Unit Price                                             $      8.85
Number of Units                                            221,377
With One Optional Benefit
Unit Price                                             $      9.84
Number of Units                                              2,066
-------------------------------------------------      -----------
ProFund VP - Healthcare (2001)
With No Optional Benefits
Unit Price                                             $      7.94
Number of Units                                            388,508
With One Optional Benefit
Unit Price                                             $      9.59
Number of Units                                              6,831
-------------------------------------------------      -----------
ProFund VP - Industrial /9/ (2002)
With No Optional Benefits
Unit Price                                             $      7.93
Number of Units                                             12,642
With One Optional Benefit
Unit Price                                                       -
Number of Units                                                  -
-------------------------------------------------      -----------
ProFund VP - Internet /9/ (2002)
With No Optional Benefits
Unit Price                                             $      8.57
Number of Units                                            306,572
With One Optional Benefit
Unit Price                                                       -
Number of Units                                                  -
-------------------------------------------------      -----------

                     Year Ended December 31,
------------------------------------------------------------------
Sub-account                                               2002
-------------------------------------------------      -----------
ProFund VP - Pharmaceuticals /9/ (2002)
With No Optional Benefits
Unit Price                                             $      8.56
Number of Units                                            136,559
With One Optional Benefit
Unit Price                                             $      9.63
Number of Units                                              2,545
-------------------------------------------------      -----------
ProFund VP - Precious Metals /9/ (2002)
With No Optional Benefits
Unit Price                                             $      9.70
Number of Units                                          1,175,651
With One Optional Benefit
Unit Price                                             $     11.30
Number of Units                                             19,964
-------------------------------------------------      -----------
ProFund VP - Real Estate (2001)
With No Optional Benefits
Unit Price                                             $      9.86
Number of Units                                            441,318
With One Optional Benefit
Unit Price                                             $     10.20
Number of Units                                             12,789
-------------------------------------------------      -----------
ProFund VP -Semiconductor /9/ (2002)
With No Optional Benefits
Unit Price                                             $      5.14
Number of Units                                             93,241
With One Optional Benefit
Unit Price                                                       -
Number of Units                                                  -
-------------------------------------------------      -----------
ProFund VP - Technology (2001)
With No Optional Benefits
Unit Price                                             $      6.03
Number of Units                                            254,131
With One Optional Benefit
Unit Price                                                       -
Number of Units                                                  -
-------------------------------------------------      -----------
ProFund VP - Telecommunications (2001)
With No Optional Benefits
Unit Price                                             $      7.15
Number of Units                                            272,408
With One Optional Benefit
Unit Price                                             $     10.03
Number of Units                                              3,642
-------------------------------------------------      -----------
ProFund VP - Utilities (2001)
With No Optional Benefits
Unit Price                                             $      7.83
Number of Units                                            521,419
With One Optional Benefit
Unit Price                                             $     10.61
Number of Units                                              8,871
-------------------------------------------------      -----------
ProFund VP - Bull /9/ (2002)
With No Optional Benefits
Unit Price                                             $      7.97
Number of Units                                            954,792
With One Optional Benefit
Unit Price                                             $      9.75
Number of Units                                             10,297
-------------------------------------------------      -----------
ProFund VP - Bear (2001)
With No Optional Benefits
Unit Price                                             $     11.38
Number of Units                                          1,532,543
With One Optional Benefit
Unit Price                                             $     10.13
Number of Units                                             28,618
-------------------------------------------------      -----------

                     Year Ended December 31,
------------------------------------------------------------------
Sub-account                                               2002
-------------------------------------------------      -----------
ProFund VP - UltraBull /23/ (2001)
With No Optional Benefits
Unit Price                                             $      6.78
Number of Units                                            297,435
With One Optional Benefit
Unit Price                                             $      9.61
Number of Units                                                245
-------------------------------------------------      -----------
ProFund VP - OTC (2001)
With No Optional Benefits
Unit Price                                             $      6.45
Number of Units                                          1,346,852
With One Optional Benefit
Unit Price                                             $      9.36
Number of Units                                             13,113
-------------------------------------------------      -----------
ProFund VP - Short OTC /9/(2002)
With No Optional Benefits
Unit Price                                             $     11.00
Number of Units                                            433,181
With One Optional Benefit
Unit Price                                             $     10.43
Number of Units                                             15,308
-------------------------------------------------      -----------
ProFund VP - UltraOTC (1999)
With No Optional Benefits
Unit Price                                             $      3.53
Number of Units                                          1,003,123
With One Optional Benefit
Unit Price                                             $      8.70
Number of Units                                                233
-------------------------------------------------      -----------
ProFund VP - Mid-Cap Value /9/ (2002)
With No Optional Benefits
Unit Price                                             $      7.66
Number of Units                                            438,387
With One Optional Benefit
Unit Price                                             $     10.06
Number of Units                                              4,777
-------------------------------------------------      -----------
ProFund VP - Mid-Cap Growth /9/ (2002)
With No Optional Benefits
Unit Price                                             $      7.70
Number of Units                                            439,054
With One Optional Benefit
Unit Price                                             $      9.82
Number of Units                                              1,587
-------------------------------------------------      -----------
ProFund VP - UltraMid-Cap /9/ (2002)
With No Optional Benefits
Unit Price                                             $      5.71
Number of Units                                            477,953
With One Optional Benefit
Unit Price                                             $      9.86
Number of Units                                              1,673
-------------------------------------------------      -----------
ProFund VP - Small-Cap Value /9/ (2002)
With No Optional Benefits
Unit Price                                             $      7.09
Number of Units                                            994,778
With One Optional Benefit
Unit Price                                             $     10.15
Number of Units                                             19,019
-------------------------------------------------      -----------
ProFund VP - Small-Cap Growth /9/ (2002)
With No Optional Benefits
Unit Price                                             $      7.69
Number of Units                                            772,260
With One Optional Benefit
Unit Price                                             $      9.91
Number of Units                                             10,572
-------------------------------------------------      -----------
ProFund VP - UltraSmall-Cap /24/ (1999)
With No Optional Benefits
Unit Price                                             $      6.14
Number of Units                                            212,085
With One Optional Benefit
Unit Price                                                       -
Number of Units                                                  -
-------------------------------------------------      -----------

                     Year Ended December 31,
------------------------------------------------------------------
Sub-account                                               2002
-------------------------------------------------      -----------
ProFund VP - U.S. Government Plus /9/ (2002)
With No Optional Benefits
Unit Price                                             $     11.56
Number of Units                                          2,486,854
With One Optional Benefit
Unit Price                                             $     10.19
Number of Units                                             22,148
-------------------------------------------------      -----------
ProFund VP - Rising Rates Opportunity /9/ (2002)
With No Optional Benefits
Unit Price                                             $      8.02
Number of Units                                            165,792
With One Optional Benefit
Unit Price                                             $      9.69
Number of Units                                              9,028
-------------------------------------------------      -----------
First Trust(R)10 Uncommon Values (2000)
With No Optional Benefits
Unit Price                                             $      6.80
Number of Units                                             19,826
With One Optional Benefit
Unit Price                                                       -
Number of Units                                                  -
-------------------------------------------------      -----------
Prudential - SP Jennison International Growth
(2001)
With No Optional Benefits
Unit Price                                             $      8.01
Number of Units                                             89,806
With One Optional Benefit
Unit Price                                             $      9.59
Number of Units                                              5,196
-------------------------------------------------      -----------

 /1./   Effective December 10, 2001, Strong Capital Management, Inc. became
        Sub-advisor of the Portfolio. Prior to December 10, 2001, A I M Capital
        Management, Inc. served as Sub-advisor of the Portfolio, then named "AST
        AIM International Equity." Between October 15, 1996 and May 3, 1999,
        Putnam Investment Management, Inc. served as Sub-advisor of the
        Portfolio, then named "AST Putnam International Equity." Prior to
        October 15, 1996, Seligman Henderson Co. served as Sub-advisor of the
        Portfolio, then named "Seligman Henderson International Equity
        Portfolio."

 /2./   Effective November 11, 2002, William Blair & Company, L.L.C. became
        Sub-advisor of the Portfolio. Prior to November 11, 2002, Janus Capital
        Corporation served as Sub-advisor of the Portfolio, then named "AST
        Janus Overseas Growth."

 /3./   This Portfolio reflects the addition of the net assets of the AST
        American Century International Growth Portfolio II ("Portfolio II") as a
        result of the merger between the Portfolio and Portfolio II.

 /4./   Effective May 1, 2002, Deutsche Asset Management, Inc. became
        Sub-advisor of the Portfolio. Prior to May 1, 2002, Founders Asset
        Management, Inc. served as Sub-advisor of the Portfolio, then named "AST
        Founders Passport." Prior to October 15, 1996, Seligman Henderson Co.
        served as Sub-advisor of the Portfolio, then named "Seligman Henderson
        International Small Cap Portfolio."

 /5./   Effective September 17, 2001, Pilgrim Baxter & Associates, Ltd. became
        Sub-advisor of the Portfolio. Prior to September 17, 2001, Janus Capital
        Corporation served as Sub-advisor of the Portfolio, then named "AST
        Janus Small-Cap Growth." Prior to December 31, 1998, Founders Asset
        Management, LLC served as Sub-advisor of the Portfolio, then named
        "Founders Capital Appreciation Portfolio."

 /6./   Effective December 10, 2001, Deutsche Asset Management, Inc. became
        Sub-advisor of the Portfolio. Prior to December 10, 2001, Zurich Scudder
        Investments, Inc. served as Sub-advisor of the Portfolio, then named
        "AST Scudder Small-Cap Growth Portfolio". Prior to May 1, 2001, the
        Portfolio was named "AST Kemper Small-Cap Growth Portfolio."

 /7./   Effective May 1, 2001, Goldman Sachs Asset Management became Sub-advisor of the Portfolio. Prior to May 1, 2001, Lord, Abbett & Company Served as
        Sub-advisor of the Portfolio, then named "AST Lord Abbett Small Cap
        Value."

 /8./   Effective October 23, 2000, GAMCO Investors, Inc. became Sub-advisor of the Portfolio. Prior to October 23, 2000, T. Rowe Price Associates, Inc.
        served as Sub-advisor of the Portfolio, then named "AST T. Rowe Price
        Small Company Value Portfolio."

 /9./   These portfolios were first offered as Sub-accounts on May 1, 2002.

 /10./  Effective November 11, 2002, Goldman Sachs Asset Management became
        Sub-advisor of the Portfolio. Prior to November 11, 2002, Janus Capital
        Corporation served as Sub-advisor of the Portfolio, then named "AST
        Janus Mid-Cap Growth."

 /11./  Effective May 1, 1998, Neuberger Berman Management, Inc. became
        Sub-advisor of the Portfolio. Prior to May 1, 1998, Berger Associates,
        Inc. served as Sub-advisor of the Portfolio, then named "Berger Capital
        Growth Portfolio."

 /12./  Effective May 1, 1998, Neuberger Berman Management, Inc. became
        Sub-advisor of the Portfolio. Prior to May 1, 1998, Federated Investment
        Counseling served as Sub-advisor of the Portfolio, then named "Federated
        Utility Income Portfolio."

 /13./  Effective May 1, 2000, Alliance Capital Management, L.P. became
        Sub-advisor of the Portfolio. Between December 31, 1998 and May 1, 2000,
        OppenheimerFunds, Inc. served as Sub-advisor of the Portfolio, then named "AST Oppenheimer Large-Cap Growth Portfolio." Prior to December
        31, 1998, Robertson, Stephens & Company Investment Management, L.P.
        served as Sub-advisor of the Portfolio, then named "Robertson Stephens
        Value + Growth Portfolio."

 /14./  Effective November 11, 2002, Goldman Sachs Asset Management became
        Sub-advisor of the Portfolio. Prior to November 11, 2002, Janus Capital
        Corporation served as Sub-advisor of the Portfolio, then named "AST
        JanCap Growth."

 /15./  Effective May 1, 2002, Deutsche Asset Management, Inc. became
        Sub-advisor of the Portfolio. Prior to May 1, 2002, Janus Capital
        Corporation served as Sub-advisor of the Portfolio, then named "AST
        Janus Strategic Value."

 /16./  Effective May 1, 2000, Sanford C. Bernstein & Co., Inc. became
        Sub-advisor of the Portfolio. Prior to May 1, 2000, Bankers Trust
        Company served as Sub-advisor of the Portfolio, then named "AST Bankers
        Trust Managed Index 500 Portfolio."

 /17./  Effective May 3, 1999, American Century Investment Management, Inc.
        became Sub-advisor of the Portfolio. Between October 15, 1996 and May 3,
        1999, Putnam Investment Management, Inc. served as Sub-advisor of the
        Portfolio, then named "AST Putnam Value Growth & Income."

 /18./  Effective May 1, 2000, Alliance Capital Management, L.P. became
        Sub-advisor of the Portfolio. Prior to May 1, 2000, Lord, Abbett & Co.
        served as Sub-advisor of the Portfolio, then named "AST Lord Abbett
        Growth and Income Portfolio."

 /19./  Effective July 1, 2002, the AST INVESCO Equity Income portfolio changed its name to AST INVESCO Capital Income.

 /20./  Effective May 1, 2002, Deutsche Asset Management, Inc. became
        Sub-advisor of the Portfolio. Prior to May 1, 2002, A I M Capital
        Management, Inc. served as Sub-advisor of the Portfolio, then named "AST
        AIM Balanced." Between October 15, 1996 and May 3, 1999, Putnam
        Investment Management, Inc. served as Sub-advisor of the Portfolio, then named "AST Putnam Balanced." Prior to October 15, 1996, Phoenix
        Investment Counsel, Inc. served as Sub-advisor of the Portfolio, then named "AST Phoenix Balanced Asset Portfolio."

 /21./  Effective August 8, 2000, T. Rowe Price International, Inc. became
        Sub-advisor of the Portfolio. Effective May 1, 2000, the name of the
        Portfolio was changed to the "AST T. Rowe Price Global Bond". Effective
        May 1, 1996, Rowe Price-Fleming International, Inc. became Sub-advisor of the Portfolio. Prior to May 1, 1996, Scudder, Stevens & Clark, Inc.
        served as Sub-advisor of the Portfolio, then named "AST Scudder
        International Bond Portfolio."

 /22./  This Portfolio was first offered as a Sub-account on August 1, 2001. On
        August 3, 2001, pursuant to a shareholder vote, the Perpetual
        International portfolio of the Evergreen Variable Annuity Trust was merged with the International Growth portfolio. The Evergreen VA
        Perpetual International portfolio no longer exits.

 /23./  Effective May 1, 2003, the ProFunds VP Bull Plus portfolio changed its name to ProFund VP UltraBull to reflect a change in its investment objective.

 /24./  Prior to May 1, 2000, ProFund VP UltraSmall-Cap was named "ProFund VP
        Small Cap" and sought daily investment results that corresponded to the performance of the Russell 2000(R)Index.

APPENDIX C - CALCULATION OF OPTIONAL DEATH BENEFITS

EXAMPLES OF ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT CALCULATION

The following are examples of how the Enhanced Beneficiary Protection Optional
Death Benefit is calculated. Each example assumes that a $50,000 initial
Purchase Payment is made and that no withdrawals are made prior to the Owner's death. Each example assumes that there is one Owner who is age 50 on the Issue
Date and that all Account Value is maintained in the variable investment options.

Example with market increase

Assume that the Owner's Account Value has been increasing due to positive market performance. On the date we receive due proof of death, the Account Value is
$75,000. The basic Death Benefit is calculated as Purchase Payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $75,000. The Enhanced Beneficiary Protection
Optional Death Benefit is equal to the amount payable under the basic Death
Benefit ($75,000) PLUS 50% of the "Death Benefit Amount" less Purchase Payments reduced by proportional withdrawals.

Purchase Payments =        $   50,000
Account Value =            $   75,000
Basic Death Benefit =      $   75,000
Death Benefit Amount =     $   75,000 - $ 50,000 = $ 25,000

Amount Payable Under Enhanced Beneficiary Protection Optional Death Benefit =
$75,000 + $12,500 = $87,500

Examples with market decline

Assume that the Owner's Account Value has been decreasing due to declines in market performance. On the date we receive due proof of death, the Account Value is $45,000. The basic Death Benefit is calculated as Purchase Payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $50,000. The Enhanced Beneficiary Protection
Optional Death Benefit is equal to the amount payable under the basic Death
Benefit ($50,000) PLUS 50% of the "Death Benefit Amount" less Purchase Payments reduced by proportional withdrawals.

Purchase Payments =        $   50,000
Account Value =            $   40,000
Basic Death Benefit =      $   50,000
Death Benefit Amount =     $   50,000 - $ 50,000 = $ 0

Amount Payable Under Enhanced Beneficiary Protection Optional Death Benefit =
$50,000 + $0 = $50,000

In this example you would receive no additional benefit from purchasing the
Enhanced Beneficiary Protection Optional Death Benefit.

EXAMPLES OF GUARANTEED MINIMUM DEATH BENEFIT CALCULATION

The following are examples of how the Guaranteed Minimum Death Benefit is calculated. Each example assumes that a $50,000 initial Purchase Payment is made and that no withdrawals are made prior to the Owner's death. Each example assumes that there is one Owner who is age 50 on the Issue Date and that all
Account Value is maintained in the variable investment options.

Example of market increase

Assume that the Owner's Account Value has generally been increasing due to positive market performance. On the date we receive due proof of death, the
Account Value is $90,000. The Highest Anniversary Value at the end of any
previous period is $72,000. The Death Benefit would be the Account Value
($90,000) because it is greater than the Highest Anniversary Value ($72,000) or the sum of prior Purchase Payments increased by 5.0% annually ($73,872.77).

Example of market decrease

Assume that the Owner's Account Value generally increased until the fifth anniversary but generally has been decreasing since the fifth contract anniversary. On the date we receive due proof of death, the Account Value is
$48,000. The Highest Anniversary Value at the end of any previous period is
$54,000. The Death Benefit would be the sum of prior Purchase Payments increased by 5.0% annually ($73,872.77) because it is greater than the Highest Anniversary
Value ($54,000) or the Account Value ($48,000).

Example of market increase followed by decrease

Assume that the Owner's Account Value increased significantly during the first six years following the Issue Date. On the sixth anniversary date the Account
Value is $90,000. During the seventh Annuity Year, the Account Value increases to as high as $100,000 but then subsequently falls to $80,000 on the date we receive due proof of death. The Death Benefit would be the Highest Anniversary
Value at the end of any previous period ($90,000), which occurred on the sixth anniversary, although the Account Value was higher during the subsequent period.
The Account Value on the date we receive due proof of death ($80,000) is lower, as is the sum of all prior Purchase Payments increased by 5.0% annually
($73,872.77).

APPENDIX D - PLUS40(TM)OPTIONAL LIFE INSURANCE RIDER

American Skandia's Plus40(TM)Optional Life Insurance Rider was offered, in those states where approved, between January 17, 2002 and May 1, 2003. The description below of the Plus40(TM)benefit applies to those Contract Owners who purchased an
Annuity during that time period and elected the Plus40(TM)benefit.

The life insurance coverage provided under the Plus40(TM)Optional Life Insurance
Rider ("Plus40(TM)rider" or the "Rider") is supported by American Skandia's general account and is not subject to, or registered as a security under, either the Securities Act of 1933 or the Investment Company Act of 1940. Information
about the Plus40(TM)rider is included as an Appendix to this Prospectus to help you understand the Rider and the relationship between the Rider and the value of your Annuity. It is also included because you can elect to pay for the Rider with taxable withdrawals from your Annuity. The staff of the Securities and
Exchange Commission has not reviewed this information. However, the information may be subject to certain generally applicable provisions of the Federal securities laws regarding accuracy and completeness.

The income tax-free life insurance payable to your Beneficiary(ies) under the
Plus40(TM)rider is equal to 40% of the Account Value of your Annuity as of the date we receive due proof of death, subject to certain adjustments, restrictions and limitations described below.

ELIGIBILITY

The Plus40(TM)rider may be purchased as a rider on your Annuity. The Rider must cover those persons upon whose death the Annuity's death benefit becomes payable
- the Annuity's owner or owners, or the Annuitant (in the case of an entity owned Annuity). If the Annuity has two Owners, the Rider's death benefit is payable upon the first death of such persons. If the Annuity is owned by an entity, the Rider's death benefit is payable upon the death of the Annuitant, even if a Contingent Annuitant is named.

The minimum allowable age to purchase the Plus40(TM)rider is 40; the maximum allowable age is 75. If the Rider is purchased on two lives, both persons must meet the age eligibility requirements. The Plus40(TM)rider is not available to purchasers who use their Annuity as a funding vehicle for a Tax Sheltered
Annuity (or 403(b)) or as a funding vehicle for a qualified plan under Section
401 of the Internal Revenue Code ("Code").

ADJUSTMENTS, RESTRICTIONS & LIMITATIONS

|X|  If you die during the first 24 months following the effective date of the
     Plus40(TM)rider (generally, the Issue Date of your Annuity), the death benefit will be limited to the amount of any charges paid for the Rider while it was in effect. While we will return the charges you have paid during the applicable period as the death benefit, your Beneficiary(ies)
     will receive no additional life insurance benefit from the Plus40(TM)rider if you die within 24 months of its effective date.

|X|  If you make a Purchase Payment within 24 months prior to the date of death, the Account Value used to determine the amount of the death benefit will be reduced by the amount of such Purchase Payment(s). If we reduce the death benefit payable under the Plus40(TM)rider based on this provision, we will return 50% of any charges paid for the Rider based on those Purchase
     Payments as an additional amount included in the death benefit under the
     Rider.

|X|  If we apply Credits to your Annuity based on Purchase Payments, such
     Credits are treated as Account Value for purposes of determining the death benefit payable under the Plus40(TM)rider. However, if Credits were applied to Purchase Payments made within 24 months prior to the date of death, the
     Account Value used to determine the amount of the death benefit will be reduced by the amount of such Credits. If we reduce the death benefit payable under the Plus40(TM)rider based on this provision, we will return
     50% of any charges paid for the Rider based on such Credits as an additional amount included in the death benefit under the Rider.

|X|  If you become terminally ill (as defined in the Rider) and elect to receive a portion of the Plus40(TM)rider's death benefit under the Accelerated
     Death Benefit provision, the amount that will be payable under the Rider upon your death will be reduced. Please refer to the Accelerated Death
     Benefit provision described below.

|X|  If charges for the Plus40(TM)rider are due and are unpaid as of the date the death benefit is being determined, such charges will be deducted from the amount paid to your Beneficiary(ies).

|X|  If the age of any person covered under the Plus40(TM)rider is misstated, we will adjust any coverage under the Rider to conform to the facts. For example, if, due to the misstatement, we overcharged you for coverage under the Rider, we will add any additional charges paid to the amount payable to your Beneficiary(ies). If, due to the misstatement, we undercharged you for coverage under the Rider, we will reduce the death benefit in proportion to the charges not paid as compared to the charges that would have been paid had there been no misstatement.

|X|  On or after an Owner reaches the expiry date of the Rider (the anniversary of the Annuity's Issue Date on or immediately after the 95th birthday), coverage will terminate. No charge will be made for an Owner following the expiry date. If there are two Owners, the expiry date applies separately to each Owner; therefore, coverage may continue for one Owner and terminate as to the other Owner.

MAXIMUM BENEFIT

The Plus40(TM)rider is subject to a Maximum Death Benefit Amount based on the
Purchase Payments applied to your Annuity. The Plus40(TM) rider may also be subject to a Per Life Maximum Benefit that is based on all amounts paid under any annuity contract we issue to you under which you have elected the
Plus40(TM)rider or similar life insurance coverage.

|X|  The Maximum Death Benefit Amount is 100% of the Purchase Payments
     increasing at 5% per year following the date each Purchase Payment is applied to the Annuity until the date of death. If Purchase Payments are applied to the Annuity within 24 months prior to the date of death, the
     Maximum Death Benefit Amount is decreased by the amount of such Purchase
     Payments.

|X|  The Per Life Maximum Benefit applies to Purchase Payments applied to any such annuity contracts more than 24 months from the date of death that exceed $1,000,000. If you make Purchase Payments in excess of $1,000,000, we will reduce the aggregate death benefit payable under all
     Plus40(TM)riders, or similar riders issued by us, based on the combined amount of Purchase Payments in excess of $1,000,000 multiplied by 40%. If the Per Life Maximum Benefit applies, we will reduce the amount payable under each applicable Plus40(TM)rider on a pro-rata basis. If the Per Life
     Maximum Benefit applies upon your death, we will return any excess charges that you paid on the portion of your Account Value on which no benefit is payable. The Per Life Maximum Benefit does not limit the amount of Purchase
     Payments that you may apply to your Annuity.

ACCELERATED DEATH BENEFIT PROVISION

If you become terminally ill, you may request that a portion of the death benefit payable under the Plus40(TM)rider be prepaid instead of being paid to your Beneficiary(ies) upon your death. Subject to our requirements and where allowed by law, we will make a one time, lump sum payment. Our requirements include proof satisfactory to us, in writing, of terminal illness after the
Rider's Effective Date.

The maximum we will pay, before any reduction, is the lesser of 50% of the
Rider's death benefit or $100,000. If you elect to accelerate payment of a portion of the death benefit under the Plus40(TM)rider, the amount of the remaining death benefit is reduced by the prepaid amount accumulating at an annualized interest rate of 6.0%. Eligibility for an accelerated payout of a portion of your Plus40(TM)rider death benefit may be more restrictive than any medically-related surrender provision that may be applicable to you under the
Annuity.

CHARGES FOR THE PLUS40(TM)RIDER

The Plus40(TM)rider has a current charge and a guaranteed maximum charge. The current charge for the Plus40(TM)rider is based on a percentage of your Account
Value as of the anniversary of the Issue Date of your Annuity. The applicable percentages differ based on the attained age, last birthday of the Owner(s) or
Annuitant (in the case of an entity owned Annuity) as of the date the charge is due. We reserve the right to change the current charge, at any time, subject to regulatory approval where required. If there are two Owners, we calculate the current charge that applies to each Owner individually and deduct the combined amount as the charge for the Rider. There is no charge based on a person's life after coverage expires as to that person. However, a charge will still apply to the second of two Owners (and coverage will continue for such Owner) if such
Owner has not reached the expiry date.

                      Percentage of
Attained Age          Account Value
------------          -------------
  Age 40-75               .80%
------------          -------------
  Age 76-80              1.60%
------------          -------------
  Age 81-85              3.20%
------------          -------------
  Age 86-90              4.80%
------------          -------------
  Age 91                 6.50%
------------          -------------
  Age 92                 7.50%
------------          -------------
  Age 93                 8.50%
------------          -------------
  Age 94                 9.50%
------------          -------------
  Age 95                10.50%
------------          -------------

The charge for the Plus40(TM)rider may also be subject to a guaranteed maximum charge that will apply if the current charge, when applied to the Account Value, exceeds the guaranteed maximum charge. The guaranteed maximum charge is based on a charge per $1,000 of insurance.

We determine the charge for the Rider annually, in arrears. We deduct the charge: (1) upon your death; (2) on each anniversary of the Issue Date; (3) on the date that you begin receiving annuity payments; (4) if you surrender your
Annuity other than a medically-related surrender; or (5) if you choose to terminate the Rider. If the Rider terminates for any of the preceding reasons on a date other than the anniversary of the Annuity's Issue Date, the charge will be prorated. During the first year after the Annuity's Issue Date, the charge will be prorated from the Issue Date. In all subsequent years, the charge will be prorated from the last anniversary of the Issue Date.

You can elect to pay the annual charge through a redemption from your Annuity's
Account Value or through funds other than those within the Annuity. If you do not elect a method of payment, we will automatically deduct the annual charge from your Annuity's Account Value. The manner in which you elect to pay for the
Rider may have tax implications.

|X|  If you elect to pay the charge through a redemption of your Annuity's
     Account Value, the withdrawal will be treated as a taxable distribution, and will generally be subject to ordinary income tax on the amount of any investment gain withdrawn. If you are under age 59 1/2, the distribution may also be subject to a 10% penalty on any gain withdrawn, in addition to ordinary income taxes. We first deduct the amount of the charge pro-rata from the Account Value in the variable investment options. We only deduct the charge pro-rata from the Fixed Allocations to the extent there is insufficient Account Value in the variable investment options to pay the charge.

|X|  If you elect to pay the charge through funds other than those from your
     Annuity, we require that payment be made electronically in U.S. currency through a U.S. financial institution. If you elect to pay the charge through electronic transfer of funds and payment has not been received within 31 days from the due date, we will deduct the charge as a redemption from your Annuity, as described above.

TERMINATION

You can terminate the Plus40(TM)rider at any time. Upon termination, you will be required to pay a pro-rata portion of the annual charge for the Rider. The
Plus40(TM)rider will terminate automatically on the date your Account Value is applied to begin receiving annuity payments, on the date you surrender the
Annuity or, on the expiry date with respect to such person who reaches the expiry date. We may also terminate the Plus40(TM)rider, if necessary, to comply with our interpretation of the Code and applicable regulations. Once terminated, you may not reinstate your coverage under the Plus40(TM)rider.

CHANGES IN ANNUITY DESIGNATIONS

Changes in ownership and annuitant designations under the Annuity may result in changes in eligibility and charges under the Plus40(TM) rider. These changes may include termination of the Rider. Please refer to the Rider for specific details.

SPOUSAL ASSUMPTION

A spousal beneficiary may elect to assume ownership of the Annuity instead of taking the Annuity's Death Benefit. However, regardless of whether a spousal beneficiary assumes ownership of the Annuity, the death benefit under the
Plus40(TM)rider will be paid despite the fact that the Annuity will continue.
The spousal beneficiary can apply the death benefit proceeds under the
Plus40(TM) rider to the Annuity as a new Purchase Payment, can purchase a new annuity contract or use the death benefit proceeds for any other purpose.
Certain restrictions may apply to an Annuity that is used as a qualified investment. Spousal beneficiaries may also be eligible to purchase the
Plus40(TM)rider, in which case the Annuity's Account Value, as of the date the assumption is effective, will be treated as the initial Purchase Payment under applicable provisions of the Rider.

TAX CONSIDERATION

The Plus40(TM)rider was designed to qualify as a life insurance contract under the Code. As life insurance, under most circumstances, the Beneficiary(ies) does not pay any Federal income tax on the death benefit payable under the Rider.

If your Annuity is being used as an Individual Retirement Annuity (IRA), we consider the Plus40(TM)rider to be outside of your IRA, since premium for the
Rider is paid for either with funds outside of your Annuity or with withdrawals previously subject to tax and any applicable tax penalty.

We believe payments under the accelerated payout provision of the Rider will meet the requirements of the Code and the regulations in order to qualify as tax-free payments. To the extent permitted by law, we will change our procedures in relation to the Rider, or the definition of terminally ill, or any other applicable term in order to maintain the tax-free status of any amounts paid out under the accelerated payout provision.

PLEASE SEND ME A STATEMENT OF ADDITIONAL INFORMATION THAT CONTAINS FURTHER
DETAILS ABOUT THE AMERICAN SKANDIA ANNUITY DESCRIBED IN PROSPECTUS FUSI
ASLII-PROS (05/2003).

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Variable Annuity Issued by:                    Variable Annuity Distributed by:

AMERICAN SKANDIA LIFE                                         AMERICAN SKANDIA
ASSURANCE CORPORATION                                  MARKETING, INCORPORATED
One Corporate Drive                                        One Corporate Drive
Shelton, Connecticut 06484                          Shelton, Connecticut 06484
Telephone: 1-800-766-4530                              Telephone: 203-926-1888
http://www.americanskandia.com                  http://www.americanskandia.com

                               MAILING ADDRESSES:

                      AMERICAN SKANDIA - VARIABLE ANNUITIES
                                  P.O. Box 7040
                            Bridgeport, CT 06601-7040

                                  EXPRESS MAIL:

                      AMERICAN SKANDIA - VARIABLE ANNUITIES
                               One Corporate Drive
                                Shelton, CT 06484

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
One Corporate Drive, Shelton, Connecticut 06484

This Prospectus describes American Skandia XTra CreditSM FOUR, a flexible premium deferred annuity (the "Annuity") offered by American Skandia Life
Assurance Corporation ("American Skandia", "we", "our" or "us"). The Annuity may
be offered as an individual annuity contract or as an interest in a group annuity. This Prospectus describes the important features of the Annuity and what you should consider before purchasing the Annuity. We have also filed a
Statement of Additional Information that is available from us, without charge, upon your request. The contents of the Statement of Additional Information are described on page 63. The Annuity or certain of its investment options and/or features may not be available in all states. Various rights and benefits may differ between states to meet applicable laws and/or regulations. In particular, please refer to Appendix E for a description of certain provisions that apply to
Annuities sold to New York residents. Certain terms are capitalized in this
Prospectus. Those terms are either defined in the Glossary of Terms or in the context of the particular section.

American Skandia offers several different annuities which your investment professional may be authorized to offer to you. Each annuity has different features and benefits that may be appropriate for you based on your financial situation, your age and how you intend to use the annuity. The different features and benefits include variations in death benefit protection, the ability to access your annuity's account value and the charges that you will be subject to if you choose to surrender the annuity. The fees and charges may also be different between each annuity.

If you are purchasing the Annuity as a replacement for existing variable annuity or variable life coverage, you should consider any surrender or penalty charges you may incur when replacing your existing coverage and that this Annuity may be subject to a contingent deferred sales charge if you elect to surrender the
Annuity or take a partial withdrawal. You should consider your need to access the Annuity's Account Value and whether the annuity's liquidity features will satisfy that need.

WHY WOULD I CHOOSE TO PURCHASE THIS ANNUITY?

This Annuity is frequently used for retirement planning because it allows you to accumulate retirement savings and also offers annuity payment options when you are ready to begin receiving income. The Annuity also offers one or more death benefits that can protect your retirement savings if you die during a period of declining markets. It may be used as an investment vehicle for "qualified"
investments, including an IRA, SEP-IRA, Roth IRA or Tax Sheltered Annuity (or
403(b)). It may also be used as an investment vehicle for "non-qualified"
investments. The Annuity allows you to invest your money in a number of variable investment options as well as in one or more fixed investment options.

When an Annuity is purchased as a "non-qualified" investment, you generally are not taxed on any investment gains the Annuity earns until you make a withdrawal or begin to receive annuity payments. This feature, referred to as
"tax-deferral", can be beneficial to the growth of your Account Value because money that would otherwise be needed to pay taxes on investment gains each year remains invested and can earn additional money. However, because the Annuity is designed for long-term retirement savings, a 10% penalty tax may be applied on withdrawals you make before you reach age 59 1/2. Annuities purchased as a non-qualified investment are not subject to the maximum contribution limits that may apply to a qualified investment, and are not subject to required minimum distributions after age 701/2.

When an Annuity is purchased as a "qualified" investment, you should consider that the Annuity does not provide any tax advantages in addition to the preferential treatment already available through your retirement plan under the
Internal Revenue Code. An Annuity may offer features and benefits in addition to providing tax deferral that other investment vehicles may not offer, including death benefit protection for your beneficiaries, lifetime income options, and the ability to make transfers between numerous variable investment options offered under the Annuity. You should consult with your investment professional as to whether the overall benefits and costs of the Annuity are appropriate considering your overall financial plan.

These annuities are NOT deposits or obligations of, or issued, guaranteed or endorsed by, any bank, are NOT insured or guaranteed by the U.S. government, the
Federal Deposit Insurance Corporation (FDIC), the Federal Reserve Board or any
other agency. An investment in this annuity involves investment risks, including possible loss of value.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. PLEASE
READ THIS PROSPECTUS AND THE CURRENT PROSPECTUS FOR THE UNDERLYING MUTUAL FUNDS.
KEEP THEM FOR FUTURE REFERENCE. FOR FURTHER INFORMATION CALL 1-800-766-4530

Prospectus Dated: May 1, 2003       Statement of Additional Information Dated: May 1, 2003
ASXT II Four-PROS- (05/2003)                                                   ASXT IIPROS

PLEASE SEE OUR PRIVACY POLICY ATTACHED TO THE BACK COVER OF THIS PROSPECTUS.

If you purchase this Annuity, we apply an additional amount (an XTra CreditSM)
to your account value with each purchase payment you make, including your initial purchase payment and any additional purchase payments.

This Annuity features the same Insurance Charge as many of American Skandia's other variable annuities. However, if you make a withdrawal that exceeds the free withdrawal amount or choose to surrender your Annuity, the contingent deferred sales charge (CDSC) on this Annuity is higher and is deducted for a longer period of time as compared to our other variable annuities. As with any annuity that features a CDSC, you should consider your need to access your account value during the CDSC period and whether the liquidity provision under the Annuity will satisfy that need. The CDSC is only deducted if you make a withdrawal that exceeds the free withdrawal amount or choose to surrender your
Annuity. If you make a withdrawal or surrender your Annuity which is subject to a CDSC, we do not recover the XTra CreditSM amount.

The XTra CreditSM amount is included in your account value. However, American
Skandia may take back the original XTra CreditSM amount applied to your purchase payment if you die, or elect to withdraw all or a portion of your account value under the medically-related surrender provision, within 12 months of having received an XTra CreditSM amount. In either situation, the value of the XTra
CreditSM amount could be substantially reduced. However, any investment gain on the XTra CreditSM amount will not be taken back. Additional conditions and restrictions apply. We do not deduct a CDSC in any situation where we take back the XTra CreditSM amount.

We offer other annuities where we apply an XTra CreditSM to your annuity with each purchase payment you make. The XTra CreditSM amount we apply to purchase payments on those annuities is initially higher than on this Annuity but reduces over time and only applies during the first six annuity years. The total asset-based charges on those annuities are higher during the first 10 years but are lower than this Annuity after the 10th year. The CDSC is also higher and is deducted for a longer period of time than on this Annuity; however the CDSC on those annuities applies from the issue date of the annuity, not separately to each purchase payment.

WHAT ARE SOME OF THE KEY FEATURES OF THIS ANNUITY?

|X|  This Annuity is a "flexible premium deferred annuity." It is called
     "flexible premium" because you have considerable flexibility in the timing and amount of premium payments. Generally, investors "defer" receiving annuity payments until after an accumulation period.

|X|  This Annuity offers both variable and fixed investment options. If you allocate your Account Value to variable investment options, the value of your Annuity will vary daily to reflect the investment performance of the underlying investment options. Fixed investment options of different durations are offered that are guaranteed by us, but may have a Market
     Value Adjustment if you withdraw or transfer your Account Value before the
     Maturity Date.

|X|  The Annuity features two distinct phases - the accumulation period and the payout period. During the accumulation period your Account Value is allocated to one or more investment options. The variable investment options, each a Sub-account of American Skandia Life Assurance Corporation
     Variable Account B, invest in an underlying mutual fund portfolio.
     Currently, portfolios of the following underlying mutual funds are being offered: American Skandia Trust, Montgomery Variable Series, Wells Fargo
     Variable Trust, INVESCO Variable Investment Funds, Inc., Evergreen Variable
     Annuity Trust, ProFunds VP, First Defined Portfolio Fund LLC and The
     Prudential Series Fund, Inc.

|X|  During the payout period, commonly called "annuitization," you can elect to receive annuity payments (1) for life; (2) for life with a guaranteed minimum number of payments; (3) based on joint lives; or (4) for a guaranteed number of payments. We currently make annuity payments available on a fixed or variable basis.

|X|  This Annuity offers a Credit which we add to your Annuity with each
     Purchase Payment we receive.

|X|  This Annuity offers a basic Death Benefit. It also offers optional Death
     Benefits that provide an enhanced level of protection for your beneficiary(ies) for an additional charge.

|X|  You are allowed to withdraw a limited amount of money from your Annuity on an annual basis without any charges. Other product features allow you to access your Account Value as necessary, although a charge may apply.

|X|  Transfers between investment options are tax-free. Currently, you may make twenty transfers each year free of charge. We also offer several programs that enable you to manage your Account Value as your financial needs and investment performance change.

HOW DO I PURCHASE THIS ANNUITY?

We sell the Annuity through licensed, registered investment professionals. You must complete an application and submit a minimum initial purchase payment of
$1,000. We may allow you to make a lower initial purchase payment provided you establish a bank drafting program under which purchase payments received in the first Annuity Year total at least $1,000. If the Annuity is owned by an individual or individuals, the oldest of those persons must be age 80 or under.
If the Annuity is owned by an entity, the annuitant must be age 80 or under.

  WHAT TAX CONSIDERATIONS ARE THERE FOR TAX-QUALIFIED RETIREMENT PLANS OR QUALIFIED

APPENDIX F - DESCRIPTION AND CALCULATION OF THE ENHANCED BENEFICIARY PROTECTION OPTIONAL
DEATH BENEFIT AND THE GUARANTEED MINIMUM DEATH BENEFIT...............................................................1

GLOSSARY OF TERMS

Many terms used within this Prospectus are described within the text where they appear. The description of those terms are not repeated in this Glossary of
Terms.

Account Value: The value of each allocation to a Sub-account or a Fixed
Allocation prior to the Annuity Date, plus any earnings, and/or less any losses, distributions and charges. The Account Value is calculated before we assess any applicable Contingent Deferred Sales Charge ("CDSC") and/or any Annual
Maintenance Fee. The Account Value includes any Credits we applied to your
Purchase Payments that we are entitled to recover under certain circumstances.
The Account Value is determined separately for each Sub-account and for each
Fixed Allocation, and then totaled to determine the Account Value for your entire Annuity. The Account Value of each Fixed Allocation on other than its
Maturity Date may be calculated using a market value adjustment.

Annuitization: The application of Account Value to one of the available annuity options for the Annuitant to begin receiving periodic payments for life, for a guaranteed minimum number of payments or for life with a guaranteed minimum number of payments.

Annuity Date: The date you choose for annuity payments to commence. A maximum
Annuity Date may apply.

Annuity Year: A 12-month period commencing on the Issue Date of the Annuity and each successive 12-month period thereafter.

Code: The Internal Revenue Code of 1986, as amended from time to time.

Fixed Allocation: An allocation of Account Value that is to be credited a fixed rate of interest for a specified Guarantee Period during the accumulation period.

Guarantee Period: A period of time during the accumulation period where we credit a fixed rate of interest on a Fixed Allocation.

Interim Value: The value of a Fixed Allocation on any date other than the
Maturity Date. The Interim Value is equal to the initial value allocated to the
Fixed Allocation plus all interest credited to the Fixed Allocation as of the date calculated, less any transfers or withdrawals from the Fixed Allocation.

Issue Date: The effective date of your Annuity.

MVA: A market value adjustment used in the determination of Account Value of each Fixed Allocation on any day other than the Maturity Date of such Fixed
Allocation.

Owner: With an Annuity issued as an individual annuity contract, the Owner is either an eligible entity or person named as having ownership rights in relation to the Annuity. With an Annuity issued as a certificate under a group annuity contract, the "Owner" refers to the person or entity who has the rights and benefits designated as to the "Participant" in the certificate.

Surrender Value: The value of your Annuity available upon surrender prior to the
Annuity Date. It equals the Account Value as of the date we price the surrender minus any applicable CDSC, Annual Maintenance Fee, Tax Charge, the charge for any optional benefits.

Unit: A measure used to calculate your Account Value in a Sub-account during the accumulation period.

Valuation Day: Every day the New York Stock Exchange is open for trading or any other day the Securities and Exchange Commission requires mutual funds or unit investment trusts to be valued.

SUMMARY OF CONTRACT FEES AND CHARGES

Below is a summary of the fees and charges for the Annuity. Some fees and charges are assessed against your Annuity while others are assessed against assets allocated to the variable investment options. The fees and charges that are assessed against the Annuity include the Contingent Deferred Sales Charge,
Transfer Fee and Annual Maintenance Fee. The charges that are assessed against the variable investment options are the Insurance Charge, which is the combination of a mortality and expense risk charge and a charge for administration of the Annuity, and the charge for any optional benefits you elect. Each underlying mutual fund portfolio assesses a charge for investment management, other expenses and with some mutual funds, a 12b-1 charge. The prospectus for each underlying mutual fund provides more detailed information about the expenses for the underlying mutual funds. Tax charges may vary by state and in certain states, a premium tax charge may be applicable. All of these fees and charges are described in more detail within this Prospectus.

The following table provides a summary of the fees and charges you will incur if you surrender the Annuity or transfer Account Value among investment options.
These fees and charges are described in more detail within this Prospectus.

- ----------------------------------------------------------------------------------------------------------------------------------
                                        YOUR TRANSACTION FEES AND CHARGES
                                          (assessed against the Annuity)
- ----------------------------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------------------------
FEE/CHARGE                                                                      Amount Deducted
- ----------------------------------------------------------------------------------------------------------------------------------
Contingent Deferred Sales Charge*                                                           8.5%

The charge is a percentage of each applicable Purchase Payment deducted upon surrender or withdrawal. The period is measured from the date each Purchase Payment is allocated.
- -------------------------- -------------------------------------------------------------------------------------------------------
Transfer Fee                                                                             $10.00
(Deducted after the 20th transfer each Annuity Year)
- -------------------------- -------------------------------------------------------------------------------------------------------

*    The following are the Contingent Deferred Sales Charges (as a percentage of each applicable Purchase Payment) upon surrender or withdrawal.

- -------- ------ ------ ----- ------ ------ ----- ------ -------
  Yr. 1   Yr. 2  Yr. 3  Yr. 4  Yr. 5  Yr. 6  Yr. 7  Yr. 8  Yr. 9+
- -------- ------ ------ ----- ------ ------ ----- ------ -------
- -------- ------ ------ ----- ------ ------ ----- ------ -------
    8.5%    8.5%   8.5%   8.5%  7.0%   6.0%   5.0%  4.0%    0.0%
- -------- ------ ------ ----- ------ ------ ----- ------ -------

The following table provides a summary of the periodic fees and charges you will incur while you own the Annuity, excluding the underlying mutual fund Portfolio annual expenses. These fees and charges are described in more detail within this
Prospectus.

- ----------------------------------------------------------------------------------------------------------------------------------
YOUR PERIODIC FEES AND CHARGES
- ----------------------------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------------------------
ANNUAL FEES/CHARGES ASSESSED AGAINT THE ANNUITY
- ----------------------------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------- ------------------------------------------------------------
FEE/CHARGE                                                                  Amount Deducted
- --------------------------------------------------------------------- ------------------------------------------------------------
- --------------------------------------------------------------------- ------------------------------------------------------------
Annual Maintenance Fee                                                      Smaller of $35 or 2% of Account Value
(Assessed annually on the Annuity's anniversary date or upon surrender)
- --------------------------------------------------------------------- ------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------------------------
ANNUAL FEES/CHARGES OF THE SUB-ACCOUNTS*
(as a percentage of the average daily net assets of the Sub-accounts)
- --------------------------------------------------------------------- ------------------------------------------------------------
FEE/CHARGE                                                                  Amount Deducted
- --------------------------------------------------------------------- ------------------------------------------------------------
Mortality & Expense Risk Charge                                                        1.25%
- --------------------------------------------------------------------- ------------------------------------------------------------
Administration Charge                                                                  0.15%
- --------------------------------------------------------------------- ------------------------------------------------------------
- --------------------------------------------------------------------- ------------------------------------------------------------
Total Annual Charges of the Sub-accounts**                                     1.40% per year of the value of each Sub-account
- --------------------------------------------------------------------- ------------------------------------------------------------

*    These charges are deducted daily and apply to Variable Investment Options only.

**   The combination of the Mortality and Expense Risk Charges and
     Administration Charge is referred to as the "Insurance Charge" elsewhere in this Prospectus.

The following table provides a summary of the fees and charges you will incur if you elect any of the following optional benefits. These fees and charges are described in more detail within this Prospectus.

- ------------------------------------------------------------------------------------------------------------------------------
YOUR OPTIONAL BENEFIT FEES AND CHARGES
- ------------------------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------- --------------------- --------------
Optional Benefit                                                                            Optional Benefit      Total Annual
Fee/                                                                                                              Charge*
Charge
- ----------------------------------------------------------------------------------------- --------------------- --------------
- ----------------------------------------------------------------------------------------- --------------------- --------------

GUARANTEED RETURN OPTION                                                                                                1.65%
We offer a program  that  guarantees  a  "return  of  premium"  at a future  date,  while   0.25% of average
allowing you to allocate all or a portion of your Account  Value to the  Sub-accounts  of   daily net assets of
your choice.                                                                                the Sub-accounts
- ----------------------------------------------------------------------------------------- --------------------- --------------
- ----------------------------------------------------------------------------------------- --------------------- --------------
ENHANCED BENEFICIARY PROTECTION DEATH BENEFIT                                                                            1.65%
We offer an Optional  Death  Benefit that provides an enhanced  level of  protection  for   0.25% of average
your  beneficiary(ies)  by providing  amounts in addition to the basic Death Benefit that   daily net assets of
can be used to offset  federal  and state  taxes  payable  on any  taxable  gains in your   the Sub-accounts
Annuity at the time of your death.
- ----------------------------------------------------------------------------------------- --------------------- --------------
- ----------------------------------------------------------------------------------------- --------------------- --------------
HIGHEST ANNIVERSARY VALUE DEATH BENEFIT
We offer an Optional  Death  Benefit that provides an enhanced  level of  protection  for   0.25% of average
your  beneficiary(ies)  by  providing a death  benefit  equal to the greater of the basic   daily net assets of          1.65%
Death Benefit or the Highest Anniversary Value.                                             the Sub-accounts
- ----------------------------------------------------------------------------------------- --------------------- --------------

Please refer to the section of the Prospectus that describes each optional benefit for a complete description of the benefit, including any restrictions or limitations that may apply.

*    The Total Annual Charge includes the Insurance Charge assessed against the
     Annuity. If you elect more than one optional benefit, the Total Annual
     Charge includes the charge for each optional benefit.

The following table provides the range (minimum and maximum) of the total annual expenses for the underlying mutual funds ("Portfolios") as of December 31, 2002.
Each figure is stated as a percentage of the underlying Portfolio's average daily net assets.

Total Annual Portfolio Operating Expenses

                                    Minimum    Maximum

- -----------------------------------------------------
Total Portfolio Operating Expense    0.14% *     3.14%
- -----------------------------------------------------

*    The minimum total annual portfolio operating expenses are those of a
     Portfolio that may invest in mutual funds, which also charge their own operating expenses. Thus, the total annual portfolio operating expenses may be higher than indicated.

The following are the investment management fees, other expenses, 12b-1 fees (if applicable), and the total annual expenses for each underlying mutual fund
("Portfolio") as of December 31, 2002, except as noted. Each figure is stated as a percentage of the underlying Portfolio's average daily net assets. For certain of the underlying Portfolios, a portion of the management fee is being waived and/or other expenses are being partially reimbursed. "N/A" indicates that no portion of the management fee and/or other expenses is being waived and/or reimbursed. The "Net Annual Portfolio Operating Expenses" reflect the combination of the underlying Portfolio's investment management fee, other expenses and any 12b-1 fees, net of any fee waivers and expense reimbursements.
The following expenses are deducted by the underlying Portfolio before it provides American Skandia with the daily net asset value. Any footnotes about expenses appear after the list of all the Portfolios. The underlying Portfolio information was provided by the underlying mutual funds and has not been independently verified by us. See the prospectuses or statements of additional information of the underlying Portfolios for further details. The current prospectus and statement of additional information for the underlying Portfolios can be obtained by calling 1-800-766-4530.

UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES
(as a percentage of the average net assets of the underlying Portfolios)

                                                                                          Total Annual  Fee Waivers    Net Annual
                                                                                           Portfolio    and Expense    Portfolio
                                                Management       Other                     Operating   Reimbursement   Operating
UNDERLYING PORTFOLIO                               Fees         Expenses    12b-1 Fees      Expenses                   Expenses
--------------------------------------------------------------------------------------------------------------------------------
American Skandia Trust: /1/
AST Strong International Equity                     0.88%          0.21%          0.12%         1.21%         0.00%        1.21%
AST William Blair International Growth              1.00%          0.23%          0.10%         1.33%         0.10%        1.23%
AST American Century International Growth           1.00%          0.25%          0.00%         1.25%         0.00%        1.25%
AST DeAM International Equity                       1.00%          0.44%          0.00%         1.44%         0.15%        1.29%
AST MFS Global Equity                               1.00%          0.41%          0.00%         1.41%         0.00%        1.41%
AST PBHG Small-Cap Growth                           0.90%          0.22%          0.11%         1.23%         0.00%        1.23%
AST DeAM Small-Cap Growth                           0.95%          0.20%          0.00%         1.15%         0.15%        1.00%
AST Federated Aggressive Growth                     0.95%          0.43%          0.00%         1.38%         0.03%        1.35%
AST Goldman Sachs Small-Cap Value                   0.95%          0.21%          0.11%         1.27%         0.00%        1.27%
AST Gabelli Small-Cap Value                         0.90%          0.19%          0.01%         1.10%         0.00%        1.10%
AST DeAM Small-Cap Value                            0.95%          0.53%          0.00%         1.48%         0.33%        1.15%
AST Goldman Sachs Mid-Cap Growth                    1.00%          0.26%          0.07%         1.33%         0.10%        1.23%
AST Neuberger Berman Mid-Cap Growth                 0.90%          0.20%          0.06%         1.16%         0.00%        1.16%
AST Neuberger Berman Mid-Cap Value                  0.90%          0.17%          0.09%         1.16%         0.00%        1.16%
AST Alger All-Cap Growth                            0.95%          0.19%          0.15%         1.29%         0.00%        1.29%
AST Gabelli All-Cap Value                           0.95%          0.24%          0.00%         1.19%         0.00%        1.19%
AST T. Rowe Price Natural Resources                 0.90%          0.23%          0.03%         1.16%         0.00%        1.16%
AST Alliance Growth                                 0.90%          0.20%          0.03%         1.13%         0.00%        1.13%
AST MFS Growth                                      0.90%          0.18%          0.10%         1.18%         0.00%        1.18%
AST Marsico Capital Growth                          0.90%          0.16%          0.04%         1.10%         0.01%        1.09%
AST Goldman Sachs Concentrated Growth               0.90%          0.15%          0.04%         1.09%         0.06%        1.03%
AST DeAM Large-Cap Growth                           0.85%          0.23%          0.00%         1.08%         0.10%        0.98%
AST DeAM Large-Cap Value                            0.85%          0.24%          0.04%         1.13%         0.10%        1.03%
AST Alliance/Bernstein Growth + Value               0.90%          0.23%          0.00%         1.13%         0.00%        1.13%
AST Sanford Bernstein Core Value                    0.75%          0.25%          0.00%         1.00%         0.00%        1.00%
AST Cohen & Steers Realty                           1.00%          0.23%          0.03%         1.26%         0.00%        1.26%
AST Sanford Bernstein Managed Index 500             0.60%          0.16%          0.08%         0.84%         0.00%        0.84%
AST American Century Income & Growth                0.75%          0.23%          0.00%         0.98%         0.00%        0.98%
AST Alliance Growth and Income                      0.75%          0.15%          0.08%         0.98%         0.02%        0.96%
AST MFS Growth with Income                          0.90%          0.28%          0.01%         1.19%         0.00%        1.19%
AST INVESCO Capital Income                          0.75%          0.17%          0.03%         0.95%         0.00%        0.95%
AST DeAM Global Allocation                          0.10%          0.04%          0.00%         0.14%         0.00%        0.14%
AST American Century Strategic Balanced             0.85%          0.25%          0.00%         1.10%         0.00%        1.10%
AST T. Rowe Price Asset Allocation                  0.85%          0.26%          0.00%         1.11%         0.00%        1.11%
AST T. Rowe Price Global Bond                       0.80%          0.26%          0.00%         1.06%         0.00%        1.06%
AST Federated High Yield                            0.75%          0.19%          0.00%         0.94%         0.00%        0.94%
AST Lord Abbett Bond-Debenture                      0.80%          0.24%          0.00%         1.04%         0.00%        1.04%
AST DeAM Bond                                       0.85%          0.23%          0.00%         1.08%         0.15%        0.93%
AST PIMCO Total Return Bond                         0.65%          0.15%          0.00%         0.80%         0.02%        0.78%
AST PIMCO Limited Maturity Bond                     0.65%          0.18%          0.00%         0.83%         0.00%        0.83%
AST Money Market                                    0.50%          0.13%          0.00%         0.63%         0.05%        0.58%

Montgomery Variable Series:
Emerging Markets                                    1.25%          0.43%           0.00%         1.68%        0.00%        1.68%

Wells Fargo Variable Trust:
Equity Income                                       0.55%          0.30%          0.25%         1.10%         0.10%        1.00%

UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES
(as a percentage of the average net assets of the underlying Portfolios)

                                                                                          Total Annual  Fee Waivers    Net Annual
                                                                                           Portfolio    and Expense    Portfolio
                                                Management       Other                     Operating   Reimbursement   Operating
UNDERLYING PORTFOLIO                               Fees         Expenses    12b-1 Fees      Expenses                   Expenses
--------------------------------------------------------------------------------------------------------------------------------
INVESCO Variable Investment Funds, Inc.:
Dynamics                                             0.75%         0.37%         0.00%         1.12%         0.00%        1.12%
Technology                                           0.75%         0.36%         0.00%         1.11%         0.00%        1.11%
Health Sciences                                      0.75%         0.32%         0.00%         1.07%         0.00%        1.07%
Financial Services                                   0.75%         0.34%         0.00%         1.09%         0.00%        1.09%
Telecommunications                                   0.75%         0.47%         0.00%         1.22%         0.00%        1.22%

Evergreen Variable Annuity Trust:
Global Leaders                                       0.87%         0.31%         0.00%         1.18%         0.18%        1.00%
Special Equity                                       0.92%         0.26%         0.00%         1.18%         0.15%        1.03%
Omega                                                0.52%         0.18%         0.00%         0.70%         0.00%        0.70%

ProFund VP:

Europe 30                                            0.75%         1.03%         0.25%         2.03%         0.05%        1.98%
Asia 30                                              0.75%         1.03%         0.25%         2.03%         0.05%        1.98%
Japan                                                0.75%         1.06%         0.25%         2.06%         0.08%        1.98%
Banks                                                0.75%         1.11%         0.25%         2.11%         0.13%        1.98%
Basic Materials                                      0.75%         1.21%         0.25%         2.21%         0.23%        1.98%
Biotechnology                                        0.75%         1.16%         0.25%         2.16%         0.18%        1.98%
Consumer Cyclical                                    0.75%         1.65%         0.25%         2.65%         0.67%        1.98%
Consumer Non-Cyclical                                0.75%         1.10%         0.25%         2.10%         0.12%        1.98%
Energy                                               0.75%         1.16%         0.25%         2.16%         0.18%        1.98%
Financial                                            0.75%         1.14%         0.25%         2.14%         0.16%        1.98%
Healthcare                                           0.75%         1.14%         0.25%         2.14%         0.16%        1.98%
Industrial                                           0.75%         1.65%         0.25%         2.65%         0.67%        1.98%
Internet                                             0.75%         1.04%         0.25%         2.04%         0.06%        1.98%
Pharmaceuticals                                      0.75%         1.12%         0.25%         2.12%         0.14%        1.98%
Precious Metals                                      0.75%         0.98%         0.25%         1.98%          N/A         1.98%
Real Estate                                          0.75%         1.13%         0.25%         2.13%         0.15%        1.98%
Semiconductor                                        0.75%         1.33%         0.25%         2.33%         0.35%        1.98%
Technology                                           0.75%         1.27%         0.25%         2.27%         0.29%        1.98%
Telecommunications                                   0.75%         1.19%         0.25%         2.19%         0.21%        1.98%
Utilities                                            0.75%         1.17%         0.25%         2.17%         0.19%        1.98%
Bull                                                 0.75%         0.91%         0.25%         1.91%          N/A         1.91%
Bear                                                 0.75%         1.03%         0.25%         2.03%         0.05%        1.98%
UltraBull /2/                                        0.75%         1.12%         0.25%         2.12%         0.27%        1.85%
OTC                                                  0.75%         1.03%         0.25%         2.03%         0.05%        1.98%
Short OTC                                            0.75%         0.96%         0.25%         1.96%          N/A         1.96%
UltraOTC                                             0.75%         1.08%         0.25%         2.08%         0.13%        1.95%
Mid-Cap Value                                        0.75%         1.25%         0.25%         2.25%         0.27%        1.98%
Mid-Cap Growth                                       0.75%         1.22%         0.25%         2.22%         0.24%        1.98%
UltraMid-Cap                                         0.75%         1.36%         0.25%         2.36%         0.38%        1.98%
Small-Cap Value                                      0.75%         1.45%         0.25%         2.45%         0.47%        1.98%
Small-Cap Growth                                     0.75%         1.20%         0.25%         2.20%         0.22%        1.98%
UltraSmall-Cap                                       0.75%         1.15%         0.25%         2.15%         0.17%        1.98%
U.S. Government Plus                                 0.50%         0.96%         0.25%         1.71%          N/A         1.71%
Rising Rates Opportunity                             0.75%         1.13%         0.25%         2.13%         0.15%        1.98%

First Defined Portfolio Fund LLC:
First Trust(R)10 Uncommon Values                     0.60%          2.29%        0.25%         3.14%         1.95%        1.37%

The Prudential Series Fund, Inc.:
SP Jennison International Growth                      0.85%          0.70%        0.25%         1.80%         0.16%        1.64%

/1/  The Investment Manager of American Skandia Trust (the "Trust") has agreed to reimburse and/or waive fees for certain Portfolios until at least April
     30, 2004. The caption "Total Annual Portfolio Operating Expenses" reflects the Portfolios' fees and expenses before such waivers and reimbursements, while the caption "Net Annual Portfolio Operating Expenses" reflects the effect of such waivers and reimbursements. The Trust adopted a Distribution
     Plan (the "Distribution Plan") under Rule 12b-1 of the Investment Company
     Act of 1940 to permit an affiliate of the Trust's Investment Manager to receive brokerage commissions in connection with purchases and sales of securities held by Portfolios of the Trust, and to use these commissions to promote the sale of shares of such Portfolios. While the brokerage commission rates and amounts paid by the various Portfolios are not expected to increase as a result of the Distribution Plan, the staff of the
     Securities and Exchange Commission takes the position that commission amounts received under the Distribution Plan should be reflected as distribution expenses of the Portfolios. The Distribution Fee estimates are derived and annualized from data regarding commission amounts directed under the Distribution Plan. Although there are no maximum amounts allowable, actual commission amounts directed under the Distribution Plan will vary and the amounts directed during the last full fiscal year of the
     Plan's operations may differ from the amounts listed in the above chart.

/2/  Effective May 1, 2003, the ProFunds VP Bull Plus portfolio changed its name to ProFund VP UltraBull to reflect a change in its investment objective.

EXPENSE EXAMPLES

These examples are designed to assist you in understanding the various expenses you may incur with the Annuity over certain periods of time based on specific assumptions. The examples reflect the Contingent Deferred Sales Charges (when applicable), Annual Maintenance Fee (when applicable), Insurance Charge, and the maximum total annual portfolio operating expenses for the underlying Portfolio
(shown above), as well as the charges for the optional benefits that are offered under the Annuity. The Securities and Exchange Commission ("SEC") requires these examples.

Below are examples showing what you would pay in expenses at the end of the stated time periods for each Sub-account had you invested $10,000 in the Annuity and received a 5% annual return on assets, and elected all optional benefits available.

The examples shown assume that: (a) you only allocate Account Value to the
Sub-account with the maximum total annual portfolio operating expenses for the underlying Portfolio (shown above), not to a Fixed Allocation; (b) the Insurance
Charge is assessed as 1.40% per year; (c) the Annual Maintenance Fee (when applicable) is reflected as an asset-based charge based on an assumed average contract size; (d) you make no withdrawals of Account Value during the period shown; (e) you make no transfers, withdrawals, surrender or other transactions for which we charge a fee during the period shown; (f) no tax charge applies;
(g) the maximum total annual portfolio operating expenses for the underlying
Portfolio (shown above) are reflected; (h) the charge for each optional benefit is reflected as an additional charge equal to 0.25% per year, respectively, for the Guaranteed Return Option, the Enhanced Beneficiary Protection, and the
Highest Anniversary Value Death Benefit; and (i) the Credit applicable to your
Annuity is 4% of Purchase Payments. Amounts shown in the examples are rounded to the nearest dollar. The Credit may be less when total Purchase Payments are less then $10,000 and may be more when total Purchase Payments are at least
$5,000,000 (see "How do I Receive Credits?").

Expense Examples are provided as follows: 1.) if you surrender the Annuity at the end of the stated time period; 2.) if you annuitize at the end of the stated
time period; and 3.) if you do not surrender your Annuity.

THE EXAMPLES ARE ILLUSTRATIVE ONLY - THEY SHOULD NOT BE CONSIDERED A
REPRESENTATION OF PAST OR FUTURE EXPENSES OF THE UNDERLYING MUTUAL FUNDS OR
THEIR PORTFOLIOS - ACTUAL EXPENSES WILL BE LESS THAN THOSE SHOWN IF YOU DO NOT
ELECT ALL OF THE OPTIONAL BENEFITS AVAILABLE OR IF YOU ALLOCATE ACCOUNT VALUE TO
ANY OTHER AVAILABLE SUB-ACCOUNTS.

If you surrender your contract at the end of the applicable time period:

-------------------- -------------------- ---------------------- ---------------
      1 year                3 years                5 years           10 years
-------------------- -------------------- ---------------------- ---------------
      1426                    2566                   3542              5592
-------------------- -------------------- ---------------------- ---------------

If you annuitize at the end of the applicable time period (you may not annuitize in the first (1st) Annuity Year):

-------------------- -------------------- ---------------------- ---------------
      1 year                3 years                5 years           10 years
-------------------- -------------------- ---------------------- ---------------

       N/A                    1716                   2842              5592
-------------------- -------------------- ---------------------- ---------------

If you do not surrender your contract:

-------------------- -------------------- ---------------------- ---------------
      1 year                3 years                5 years           10 years
-------------------- -------------------- ---------------------- ---------------
       576                    1716                   2842              5592
-------------------- -------------------- ---------------------- ---------------

INVESTMENT OPTIONS

WHAT ARE THE INVESTMENT OBJECTIVES AND POLICIES OF THE PORTFOLIOS?

Each variable investment option is a Sub-account of American Skandia Life
Assurance Corporation Variable Account B (see "What are Separate Accounts" for
more detailed information.) Each Sub-account invests exclusively in one
Portfolio. You should carefully read the prospectus for any Portfolio in which you are interested. The following chart classifies each of the Portfolios based on our assessment of their investment style (as of the date of this Prospectus).
The chart also provides a description of each Portfolio's investment objective
(in italics) and a short, summary description of their key policies to assist you in determining which Portfolios may be of interest to you. There is no guarantee that any underlying Portfolio will meet its investment objective.

The name of the advisor/sub-advisor for each Portfolio appears next to the description. Those Portfolios whose name includes the prefix "AST" are
Portfolios of American Skandia Trust. The investment manager for AST is American
Skandia Investment Services, Incorporated, an affiliated company of American
Skandia. However, a sub-advisor, as noted below, is engaged to conduct day-to-day investment decisions.

The Portfolios are not publicly traded mutual funds. They are only available as investment options in variable annuity contracts and variable life insurance policies issued by insurance companies, or in some cases, to participants in certain qualified retirement plans. However, some of the Portfolios available as
Sub-accounts under the Annuity are managed by the same portfolio advisor or sub-advisor as a retail mutual fund of the same or similar name that the
Portfolio may have been modeled after at its inception. Certain retail mutual funds may also have been modeled after a Portfolio. While the investment objective and policies of the retail mutual funds and the Portfolios may be substantially similar, the actual investments will differ to varying degrees.
Differences in the performance of the funds can be expected, and in some cases could be substantial. You should not compare the performance of a publicly traded mutual fund with the performance of any similarly named Portfolio offered as a Sub-account. Details about the investment objectives, policies, risks, costs and management of the Portfolios are found in the prospectuses for the underlying mutual funds. The current prospectus and statement of additional information for the underlying Portfolios can be obtained by calling
1-800-766-4530.

Effective close of business June 28, 2002, the AST Goldman Sachs Small-Cap Value
portfolio is no longer offered as a Sub-account under the Annuity, except as noted below. Annuity contracts with Account Value allocated to the AST Goldman
Sachs Small-Cap Value Sub-account on or before June 28, 2002 may continue to allocate Account Value and make transfers into the AST Goldman Sachs Small-Cap
Value Sub-account, including any bank drafting, dollar cost averaging, asset allocation and rebalancing programs. Owners of Annuities issued after June 28,
2002 will not be allowed to allocate Account Value to the AST Goldman Sachs
Small-Cap Value Sub-account.

The AST Goldman Sachs Small-Cap Value Sub-account may be offered to new Owners at some future date; however, at the present time, American Skandia has no intention to do so.

Please refer to Appendix B for certain required financial information related to the historical performance of the Sub-accounts.

Please refer to Appendix B for certain required financial information related to the historical performance of the Sub-accounts.

- ------------------ -------------------------------------------------------------------------------------------------- ------------
STYLE/                                        INVESTMENT OBJECTIVES/POLICIES                                             PORTFOLIO
TYPE                                                                                                                      ADVISOR/
                                                                                                                        SUB-ADVISOR
- ------------------ -------------------------------------------------------------------------------------------------- ------------
INTER-NATIONAL    AST Strong  International  Equity: seeks long-term capital growth by investing in a diversified    Strong Capital
EQUITY            portfolio  of  international  equity  securities  the issuers of which are  considered  to have      Management,
                  strong  earnings  momentum.  The  Portfolio  seeks to meet its  objective by  investing,  under        Inc.
                  normal  market  conditions,  at least 80% of its total  assets in a  diversified  portfolio  of equity  securities  of  companies  located or operating in  developed  non-U.S.  countries  and emerging  markets  of the  world.  The  Sub-advisor  intends  to  focus  on  companies  with an
                  above-average   potential  for  long-term  growth  and  attractive  relative  valuations.   The
                  Sub-advisor selects companies based on five key factors: growth,  valuation,  management,  risk and sentiment.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
INTER-NATIONAL    AST William Blair  International  Growth (f/k/a AST Janus  Overseas  Growth):  seeks  long-term    William Blair &
EQUITY            growth of capital.  The  Portfolio  pursues its  objective  primarily  through  investments  in    Company, L.L.C.
                  equity  securities  of issuers  located  outside  the United  States.  The  Portfolio  normally invests at least 80% of its total assets in securities of issuers from at least five  different countries,  excluding the United States.  The Portfolio invests primarily in companies selected for their growth  potential.  Securities are generally  selected  without regard to any defined allocation among countries,  geographic regions or industry sectors, or other similar selection procedure.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
INTER-NATIONAL    AST American Century  International  Growth:  seeks capital growth.  The Portfolio will seek to       American
EQUITY            achieve its investment  objective by investing  primarily in equity securities of international       Century
                  companies  that the  Sub-advisor  believes  will  increase  in value  over time.  Under  normal      Investment
                  conditions,  the  Portfolio  will  invest at least 65% of its  assets in equity  securities  of      Management,
                  issuers from at least three  countries  outside of the United States.  The  Sub-advisor  uses a         Inc.
                  growth  investment  strategy it developed  that looks for  companies  with earnings and revenue growth.  The  Sub-advisor  will  consider  a  number  of other  factors  in  making  investment selections,  including the prospects for relative  economic  growth among countries or regions, economic and political  conditions,  expected inflation rates,  currency exchange  fluctuations and tax considerations.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
AST DeAM          International  Equity:  seeks capital growth.  The Portfolio pursues its objective by              Deutsche Asset
INTER-NATIONAL    investing  at least 80% of the value of its assets in the equity  securities  of  companies  in      Management,
EQUITY            developed  non-U.S.  countries that are represented in the MSCI EAFE(R)Index. The target of this         Inc.
                  Portfolio  is to track the  performance  of the MSCI  EAFE(R)Index  within  4% with a  standard deviation  expected of +/- 4%. The  Sub-advisor  considers  a number of factors in  determining whether to invest in a stock,  including  earnings growth rate,  analysts'  estimates of future earnings and industry-relative price multiples.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
                  AST MFS Global Equity: seeks capital growth.  Under normal circumstances the Portfolio invests at  Massachusetts
GLOBAL EQUITY     least 80% of its assets in equity securities of U.S. and foreign issuers  (including issuers in       Company
                  developing countries).  The Portfolio  generally seeks to purchase  securities of companies
                  Financial Services with relatively large market capitalizations relative to the market in which they are traded.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
SMALL CAP GROWTH  AST PBHG  Small-Cap  Growth:  seeks  capital  growth.  The  Portfolio  pursues its objective by    Pilgrim Baxter
                  primarily  investing  at  least  80% of the  value  of its  assets  in  the  common  stocks  of     & Associates,
                  small-sized  companies,  whose market  capitalizations are similar to market capitalizations of          Ltd.
                  the  companies  in the  Russell  2000(R)Index at the time of the  Portfolio's  investment.  The
                  Sub-advisor  expects to focus primarily on those  securities  whose market  capitalizations  or annual revenues are less than $1billion at the time of purchase.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
SMALL CAP GROWTH  AST DeAM  Small-Cap  Growth:  seeks maximum  growth of  investors'  capital from a portfolio of    Deutsche Asset
                  growth  stocks of  smaller  companies.  The  Portfolio  pursues  its  objective,  under  normal      Management,
                  circumstances,  by  primarily  investing  at  least  80%  of its  total  assets  in the  equity          Inc.
                  securities  of  small-sized   companies  included  in  the  Russell  2000  Growth(R)Index.  The
                  Sub-advisor  employs  an  investment  strategy  designed  to  maintain  a  portfolio  of equity securities  which  approximates  the market risk of those  stocks  included in the Russell 2000
                  Growth(R)Index, but which attempts to outperform the Russell 2000 Growth(R)Index.
- ------------------ -------------------------------------------------------------------------------------------------- ------------

- ------------------ -------------------------------------------------------------------------------------------------- ------------
STYLE/                                        INVESTMENT OBJECTIVES/POLICIES                                             PORTFOLIO
TYPE                                                                                                                      ADVISOR/
                                                                                                                        SUB-ADVISOR
- ------------------ -------------------------------------------------------------------------------------------------- ------------
SMALL CAP         AST Federated  Aggressive  Growth:  seeks capital growth.  The Portfolio pursues its investment      Federated
GROWTH            objective by investing in the stocks of small  companies  that are traded on national  security      Investment
                  exchanges,  NASDAQ stock  exchange and the  over-the-counter-market.  Small  companies  will be      Counseling/
                  defined as  companies  with market  capitalizations  similar to  companies  in the Russell 2000       Federated
                  Index or the Standard & Poor's  Small Cap 600 Index.  Up to 25% of the  Portfolio's  net assets         Global
                  may be invested in foreign securities, which are typically denominated in foreign currencies.         Investment
                                                                                                                        Management
                                                                                                                           Corp.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
SMALL CAP VALUE   AST Goldman Sachs Small-Cap Value:  seeks long-term  capital  appreciation.  The Portfolio will    Goldman Sachs
                  seek its objective through  investments  primarily in equity securities that are believed to be         Asset
                  undervalued in the marketplace.  The Portfolio  primarily seeks companies that are small-sized,      Management
                  based on the value of their  outstanding  stock.  The  Portfolio  will  have a  non-fundamental policy to invest, under normal circumstances,  at least 80% of the value of its assets in small capitalization  companies.  The 80%  investment  requirement  applies at the time the Portfolio invests  its  assets.  The  Portfolio  generally  defines  small  capitalization  companies  as companies with a capitalization of $5 billion or less.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
SMALL CAP VALUE   AST Gabelli Small-Cap Value:  seeks to provide long-term capital growth by investing  primarily         GAMCO
                  in  small-capitalization  stocks  that  appear to be  undervalued.  The  Portfolio  will have a    Investors, Inc.
                  non-fundamental policy to invest, under normal circumstances,  at least 80% of the value of its assets in small capitalization  companies.  The 80% investment  requirement applies at the time the  Portfolio  invests  its assets.  The  Portfolio  generally  defines  small  capitalization companies as those with a capitalization  of $1.5 billion or less.  Reflecting a value approach to  investing,  the Portfolio  will seek the stocks of companies  whose current stock prices do not appear to adequately reflect their underlying value as measured by assets,  earnings,  cash flow or business franchises.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
SMALL CAP VALUE   AST DeAM Small-Cap Value:  seeks maximum growth of investors'  capital.  The Portfolio  pursues    Deutsche Asset
                  its  objective,  under normal  market  conditions,  by primarily  investing at least 80% of its      Management,
                  total assets in the equity  securities of small-sized  companies  included in the Russell 2000(R)        Inc.
                  Value Index. The Sub-advisor  employs an investment  strategy  designed to maintain a portfolio of equity  securities  which  approximates  the market  risk of those  stocks  included  in the
                  Russell 2000(R)Value Index, but which attempts to outperform the Russell 2000(R)Value Index.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
MID-CAP GROWTH    AST Goldman Sachs Mid-Cap  Growth (f/k/a AST Janus Mid-Cap  Growth):  seeks  long-term  capital     Goldman Sachs
                  growth.  The  Portfolio  pursues its  investment  objective,  by investing  primarily in equity         Asset
                  securities selected for their growth potential,  and normally invests at least 80% of the value       Management
                  of its assets in medium capitalization  companies. For purposes of the Portfolio,  medium-sized companies  are those whose market  capitalizations  (measured at the time of  investment)  fall within the range of  companies  in the  Standard & Poor's  MidCap  400 Index.  The  Sub-advisor seeks  to  identify  individual  companies  with  earnings  growth  potential  that  may not be recognized by the market at large.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
MID-CAP GROWTH    AST Neuberger  Berman Mid-Cap  Growth:  seeks capital growth.  Under normal market  conditions,      Neuberger
                  the Portfolio  primarily invests at least 80% of its net assets in the common stocks of mid-cap        Berman
                  companies.  For purposes of the Portfolio,  companies with equity market  capitalizations  that    Management Inc.
                  fall within the range of the Russell Midcap(R)Index,  at the time of investment,  are considered mid-cap  companies.  Some of the  Portfolio's  assets  may be  invested  in the  securities  of large-cap companies as well as in small-cap  companies.  The Sub-advisor looks for fast-growing companies that are in new or rapidly evolving industries.
- ------------------ -------------------------------------------------------------------------------------------------- ------------

- ------------------ -------------------------------------------------------------------------------------------------- ------------
STYLE/                                        INVESTMENT OBJECTIVES/POLICIES                                             PORTFOLIO
TYPE                                                                                                                      ADVISOR/
                                                                                                                        SUB-ADVISOR
- ------------------ -------------------------------------------------------------------------------------------------- ------------
MID-CAP VALUE     AST Neuberger Berman Mid-Cap Value: seeks capital growth.  Under normal market conditions,  the       Neuberger
                  Portfolio  primarily  invests at least 80% of its net  assets in the  common  stocks of mid-cap        Berman
                  companies.  For purposes of the Portfolio,  companies with equity market  capitalizations  that    Management Inc.
                  fall within the range of the Russell  Midcap(R)Index at the time of investment  are  considered mid-cap  companies.  Some of the  Portfolio's  assets  may be  invested  in the  securities  of large-cap  companies as well as in small-cap  companies.  Under the Portfolio's  value-oriented investment  approach,  the Sub-advisor looks for well-managed  companies whose stock prices are undervalued and that may rise in price before other investors realize their worth.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
ALL-CAP           AST Alger All-Cap Growth:  seeks long-term  capital growth.  The Portfolio invests primarily in      Fred Alger
GROWTH            equity securities,  such as common or preferred stocks, that are listed on U.S. exchanges or in      Management,
                  the  over-the-counter  market.  The Portfolio may invest in the equity  securities of companies          Inc.
                  of all sizes,  and may emphasize  either  larger or smaller  companies at a given time based on the Sub-advisor's assessment of particular companies and market conditions.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
ALL-CAP           AST Gabelli  All-Cap  Value:  seeks  capital  growth.  The  Portfolio  pursues its objective by         GAMCO
VALUE             investing primarily in readily marketable equity securities including common stocks,  preferred    Investors, Inc.
                  stocks and  securities  that may be converted at a later time into common stock.  The Portfolio may invest in the  securities  of companies of all sizes,  and may  emphasize  either larger or smaller  companies  at a  given  time  based  on the  Sub-advisor's  assessment  of  particular companies and market  conditions.  The Portfolio  focuses on companies that appear  underpriced relative  to their  private  market  value  ("PMV").  PMV is the  value  that  the  Portfolio's
                  Sub-advisor believes informed investors would be willing to pay for a company.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
SECTOR            AST T. Rowe Price Natural  Resources:  seeks  long-term  capital growth  primarily  through the     T. Rowe Price
                  common stocks of companies  that own or develop  natural  resources  (such as energy  products,      Associates,
                  precious  metals and forest  products)  and other basic  commodities.  The  Portfolio  normally         Inc.
                  invests  primarily (at least 80% of its total assets) in the common stocks of natural  resource companies whose earnings and tangible  assets could benefit from  accelerating  inflation.  The
                  Portfolio looks for companies that have the ability to expand production,  to maintain superior
                  exploration  programs  and  production   facilities,   and  the  potential  to  accumulate  new
                  resources.  At least 50% of Portfolio assets will be invested in U.S. securities,  up to 50% of total assets also may be invested in foreign securities.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
LARGE CAP GROWTH  AST Alliance  Growth:  seeks long-term  capital growth.  The Portfolio  invests at least 80% of        Alliance
                  its total assets in the equity  securities of a limited  number of large,  carefully  selected,         Capital
                  high-quality  U.S.  companies  that are judged  likely to  achieve  superior  earnings  growth.       Management,
                  Normally,  about 40-60  companies will be  represented in the Portfolio,  with the 25 companies           L.P.
                  most  highly  regarded  by  the  Sub-advisor  usually  constituting  approximately  70%  of the
                  Portfolio's  net assets.  An emphasis is placed on identifying  companies  whose  substantially above average prospective earnings growth is not fully reflected in current market valuations.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
LARGE CAP GROWTH  AST MFS  Growth:  seeks  long-term  capital  growth  and future  income.  Under  normal  market     Massachusetts
                  conditions,  the  Portfolio  invests  at least 80% of its total  assets  in common  stocks  and       Financial
                  related securities,  such as preferred stocks,  convertible securities and depositary receipts,        Services
                  of companies that the  Sub-advisor  believes offer better than average  prospects for long-term         Company
                  growth.  The Sub-advisor seeks to purchase  securities of companies that it considers  well-run and  poised  for  growth.  The  Portfolio  may  invest up to 35% of its net  assets in  foreign securities.
- ------------------ -------------------------------------------------------------------------------------------------- ------------

- ------------------ -------------------------------------------------------------------------------------------------- ------------
STYLE/                                        INVESTMENT OBJECTIVES/POLICIES                                             PORTFOLIO
TYPE                                                                                                                      ADVISOR/
                                                                                                                        SUB-ADVISOR
- ------------------ -------------------------------------------------------------------------------------------------- ------------
LARGE CAP GROWTH   AST Marsico  Capital  Growth:  seeks capital  growth.  Income  realization is not an investment   Marsico Capital
                  objective  and  any  income  realized  on  the  Portfolio's  investments,  therefore,  will  be    Management, LLC
                  incidental to the Portfolio's  objective.  The Portfolio will pursue its objective by investing primarily in common stocks of larger,  more  established  companies.  In selecting  investments for the Portfolio,  the Sub-advisor uses an approach that combines "top down" economic analysis with "bottom up" stock selection.  The "top down" approach identifies  sectors,  industries and companies that should benefit from the trends the  Sub-advisor  has observed.  The  Sub-advisor then looks for individual  companies with earnings growth  potential that may not be recognized by the market at large, a "bottom up" stock selection.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
LARGE CAP GROWTH  AST Goldman Sachs Concentrated  Growth (f/k/a AST JanCap Growth):  seeks growth of capital in a     Goldman Sachs
                  manner  consistent  with  the  preservation  of  capital.   Realization  of  income  is  not  a         Asset
                  significant  investment  consideration and any income realized on the Portfolio's  investments,       Management
                  therefore,  will be  incidental to the  Portfolio's  objective.  The Portfolio  will pursue its objective  by investing  primarily  in equity  securities  of  companies  that the  Sub-advisor believes have  potential to achieve  capital  appreciation  over the  long-term.  The Portfolio seeks to achieve  its  investment  objective  by  investing,  under  normal  circumstances,  in approximately  30 - 45 companies  that are  considered by the  Sub-advisor to be positioned for long-term growth.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
LARGE CAP GROWTH  AST DeAM  Large-Cap  Growth:  seeks  maximum  growth of capital by  investing  primarily in the    Deutsche Asset
                  growth stocks of larger  companies.  The Portfolio  pursues its objective,  under normal market      Management,
                  conditions,  by primarily  investing at least 80% of its total assets in the equity  securities          Inc.
                  of large-sized  companies  included in the Russell 1000(R)Growth Index. The Sub-advisor  employs
                  an  investment   strategy   designed  to  maintain  a  portfolio  of  equity  securities  which approximates  the market risk of those stocks  included in the Russell 1000(R)Growth Index,  but which attempts to outperform the Russell 1000(R)Growth Index through active stock selection.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
LARGE CAP VALUE   AST DeAM Large-Cap Value (f/k/a AST Janus Strategic Value):  seeks maximum growth of capital by    Deutsche Asset
                  investing  primarily  in the value  stocks of  larger  companies.  The  Portfolio  pursues  its      Management,
                  objective,  under normal market conditions, by primarily investing at least 80% of the value of        Inc.
                  its assets in the equity  securities  of  large-sized  companies  included in the Russell 1000(R)
                  Value Index. The Sub-advisor  employs an investment  strategy  designed to maintain a portfolio of equity  securities  which  approximates  the market  risk of those  stocks  included  in the
                  Russell  1000(R)Value Index,  but which  attempts to  outperform  the Russell  1000(R)Value Index through active stock selection.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
LARGE CAP         AST Alliance/Bernstein  Growth + Value: seeks capital growth by investing  approximately 50% of        Alliance
BLEND             its assets in growth  stocks of large  companies and  approximately  50% of its assets in value         Capital
                  stocks of large  companies.  The Portfolio will invest primarily in commons tocks of large U.S.       Management,
                  companies  included in the Russell  1000(R)Index (the "Russell  1000(R)").  The Russell 1000(R)is a      L.P.
                  market  capitalization-weighted  index that measures the  performance of the 1,000 largest U.S.
                  companies.  Normally,  about 60-85  companies will be represented in the Portfolio,  with 25-35 companies  primarily from the Russell 1000(R)Growth Index constituting  approximately 50% of the
                  Portfolio's  net assets and 35-50  companies  primarily  from the  Russell  1000(R)Value  Index
                  constituting  the  remainder  of  the  Portfolio's  net  assets.   There  will  be  a  periodic
                  rebalancing  of each  segment's  assets  to take  account  of market  fluctuations  in order to maintain the approximately equal allocation.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
LARGE CAP VALUE   AST Sanford  Bernstein Core Value:  seeks  long-term  capital growth by investing  primarily in       Sanford C.
                  common stocks.  The  Sub-advisor  expects that the majority of the  Portfolio's  assets will be      Bernstein &
                  invested in the common stocks of large  companies  that appear to be  undervalued.  Among other        Co., LLC
                  things, the Portfolio seeks to identify compelling buying opportunities  created when companies are undervalued on the basis of investor  reactions to near-term problems or circumstances even though their long-term  prospects  remain sound. The Sub-advisor  seeks to identify  individual companies with earnings growth potential that may not be recognized by the market at large.
- ------------------ -------------------------------------------------------------------------------------------------- ------------

- ------------------ -------------------------------------------------------------------------------------------------- ------------
STYLE/                                        INVESTMENT OBJECTIVES/POLICIES                                             PORTFOLIO
TYPE                                                                                                                      ADVISOR/
                                                                                                                        SUB-ADVISOR
- ------------------ -------------------------------------------------------------------------------------------------- ------------
REAL ESTATE       AST Cohen & Steers Realty:  seeks to maximize  total return  through  investment in real estate    Cohen & Steers
(REIT)            securities.  The  Portfolio  pursues  its  investment  objective  by  investing,  under  normal        Capital
                  circumstances,  at least 80% of its net assets in  securities  of real  estate  issuers.  Under      Management,
                  normal  circumstances,  the Portfolio will invest substantially all of its assets in the equity          Inc.
                  securities of real estate companies,  i.e., a company that derives at least 50% of its revenues from the ownership,  construction,  financing, management or sale of real estate or that has at least  50% of its  assets in real  estate.  Real  estate  companies  may  include  real  estate investment trusts or REITs.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
MANAGED INDEX     AST Sanford Bernstein Managed Index 500: will invest, under normal circumstances,  at least 80%       Sanford C.
                  of its net assets in  securities  included in the Standard & Poor's 500  Composite  Stock Price      Bernstein &
                  Index  (the  "S&P(R)500 ").  The  Portfolio  seeks  to  outperform  the S&P 500  through  stock        Co., LLC
                  selection  resulting  in  different  weightings  of common  stocks  relative to the index.  The
                  Portfolio will invest  primarily in the common stocks of companies  included in the S&P 500. In seeking  to  outperform  the S&P  500,  the  Sub-advisor  starts  with a  portfolio  of  stocks representative  of the holdings of the index.  It then uses a set of  fundamental  quantitative criteria  that are designed to indicate  whether a particular  stock will  predictably  perform better or worse than the S&P 500. Based on these criteria,  the Sub-advisor  determines whether the  Portfolio  should  over-weight,  under-weight  or hold a  neutral  position  in the  stock relative  to the  proportion  of the S&P 500  that  the  stock  represents.  In  addition,  the
                  Sub-advisor  also  may  determine  that  based on the  quantitative  criteria,  certain  equity securities that are not included in the S&P 500 should be held by the Portfolio.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
GROWTH            AST American  Century Income & Growth:  seeks capital growth with current income as a secondary       American
AND               objective.  The Portfolio  invests  primarily in common stocks that offer potential for capital       Century
INCOME            growth,  and may,  consistent  with its  investment  objective,  invest  in stocks  that  offer      Investment
                  potential for current income.  The  Sub-advisor  utilizes a quantitative  management  technique      Management,
                  with a goal of building an equity  portfolio  that  provides  better  returns  than the S&P 500          Inc.
                  Index without taking on significant  additional risk and while  attempting to create a dividend yield that will be greater than the S&P 500 Index.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
                  AST Alliance Growth and Income:  seeks long-term  growth of capital and income while attempting        Alliance
                  to avoid excessive  fluctuations in market value. The Portfolio  normally will invest in common        Capital
GROWTH            stocks  (and  securities   convertible  into  common  stocks).  The  Sub-advisor  will  take  a       Management,
AND               value-oriented  approach,  in that it will  try to keep  the  Portfolio's  assets  invested  in          L.P.
INCOME            securities that are selling at reasonable  valuations in relation to their fundamental business prospects.  The  stocks  that the  Portfolio  will  normally  invest in are  those of  seasoned companies.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
GROWTH            AST MFS Growth with  Income:  seeks long term growth of capital  with a secondary  objective to     Massachusetts
AND               seek  reasonable  current  income.  Under normal market  conditions,  the Portfolio  invests at       Financial
INCOME            least 65% of its net assets in common stocks and related securities,  such as preferred stocks,        Services
                  convertible  securities  and  depositary  receipts.  The stocks in which the Portfolio  invests        Company
                  generally  will pay  dividends.  While the Portfolio  may invest in companies of any size,  the
                  Portfolio  generally  focuses  on  companies  with  larger  market   capitalizations  that  the
                  Sub-advisor  believes have  sustainable  growth  prospects and attractive  valuations  based on current and  expected  earnings  or cash flow.  The  Portfolio  may invest up to 20% of its net assets in foreign securities.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
EQUITY INCOME     AST INVESCO Capital Income (f/k/a AST INVESCO Equity Income):  seeks capital growth and current     INVESCO Funds
                  income  while  following  sound  investment  practices.  The  Portfolio  seeks to  achieve  its      Group, Inc.
                  objective by investing in  securities  that are expected to produce  relatively  high levels of income and consistent,  stable returns.  The Portfolio normally will invest at least 65% of its assets in  dividend-paying  common and preferred stocks of domestic and foreign issuers.  Up to
                  30% of the  Portfolio's  assets may be  invested in equity  securities  that do not pay regular dividends.
- ------------------ -------------------------------------------------------------------------------------------------- ------------

- ------------------ -------------------------------------------------------------------------------------------------- ------------
STYLE/                                        INVESTMENT OBJECTIVES/POLICIES                                             PORTFOLIO
TYPE                                                                                                                      ADVISOR/
                                                                                                                        SUB-ADVISOR
- ------------------ -------------------------------------------------------------------------------------------------- ------------
BALANCED          AST DeAM Global  Allocation:  seeks a high level of total  return by  investing  primarily in a    Deutsche Asset
                  diversified  portfolio  of  mutual  funds.  The  Portfolio  seeks  to  achieve  its  investment      Management,
                  objective  by  investing  in  several  other  AST  Portfolios  ("Underlying  Portfolios").  The          Inc.
                  Portfolio intends its strategy of investing in combinations of Underlying  Portfolios to result in  investment  diversification  that an  investor  could  otherwise  achieve  only by  holding numerous  investments.  The  Portfolio  is  expected  to be  invested  in  at  least  six  such
                  Underlying  Portfolios at any time. It is expected that the  investment  objectives of such AST
                  Portfolios will be diversified.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
                  AST  American  Century  Strategic  Balanced:  seeks  capital  growth and  current  income.  The        American
                  Sub-advisor  intends  to  maintain  approximately  60%  of the  Portfolio's  assets  in  equity        Century
                  securities and the remainder in bonds and other fixed income  securities.  Both the Portfolio's       Investment
BALANCED          equity and fixed  income  investments  will  fluctuate  in value.  The equity  securities  will       Management,
                  fluctuate  depending on the  performance of the companies that issued them,  general market and           Inc.
                  economic  conditions,  and investor  confidence.  The fixed income investments will be affected primarily by rising or falling interest rates and the credit quality of the issuers.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
ASSET ALLOCA-TION AST T. Rowe Price Asset Allocation:  seeks a high level of total return by investing  primarily     T. Rowe Price
                  in a  diversified  portfolio  of fixed income and equity  securities.  The  Portfolio  normally       Associates,
                  invests  approximately  60% of its total  assets in equity  securities  and 40% in fixed income           Inc.
                  securities.  The Sub-advisor  concentrates common stock investments in larger, more established companies,  but the  Portfolio may include small and  medium-sized  companies  with good growth prospects.  The fixed income portion of the Portfolio will be allocated among  investment grade securities, high yield or "junk" bonds, foreign high quality debt securities and cash reserves.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
GLOBAL BOND       AST T. Rowe Price Global  Bond:  seeks to provide  high  current  income and capital  growth by     T. Rowe Price
                  investing  in  high-quality  foreign and U.S.  dollar-denominated  bonds.  The  Portfolio  will     International,
                  invest at least 80% of its total  assets in all types of high  quality  bonds  including  those          Inc.
                  issued  or  guaranteed  by U.S.  or  foreign  governments  or  their  agencies  and by  foreign authorities,  provinces and  municipalities  as well as investment  grade  corporate  bonds and mortgage and  asset-backed  securities of U.S. and foreign  issuers.  The  Portfolio  generally invests in countries where the combination of fixed-income  returns and currency exchange rates appears attractive,  or, if the currency trend is unfavorable,  where the Sub-advisor  believes that the currency risk can be minimized  through  hedging.  The Portfolio may also invest up to
                  20% of its assets in the aggregate in below  investment-grade,  high-risk bonds ("junk bonds").
                  In addition,  the  Portfolio may invest up to 30% of its assets in  mortgage-backed  (including derivatives,  such as collateralized mortgage obligations and stripped mortgage securities) and asset-backed securities.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
HIGH YIELD BOND   AST Federated  High Yield:  seeks high current  income by investing  primarily in a diversified       Federated
                  portfolio of fixed income  securities.  The Portfolio will invest at least 80% of its assets in       Investment
                  fixed  income  securities  rated BBB and below.  These  fixed  income  securities  may  include       Counseling
                  preferred  stocks,   convertible  securities,   bonds,   debentures,   notes,  equipment  lease
                  certificates  and equipment trust  certificates.  A fund that invests  primarily in lower-rated fixed  income  securities  will be subject to greater risk and share price  fluctuation  than a typical  fixed income fund,  and may be subject to an amount of risk that is  comparable  to or greater than many equity funds.
- ------------------ -------------------------------------------------------------------------------------------------- ------------

- ------------------ -------------------------------------------------------------------------------------------------- ------------
STYLE/                                        INVESTMENT OBJECTIVES/POLICIES                                             PORTFOLIO
TYPE                                                                                                                      ADVISOR/
                                                                                                                        SUB-ADVISOR
- ------------------ -------------------------------------------------------------------------------------------------- ------------
BOND              AST Lord Abbett  Bond-Debenture:  seeks high  current  income and the  opportunity  for capital    Lord, Abbett &
                  appreciation  to produce a high total  return.  To pursue its  objective,  the  Portfolio  will        Co. LLC
                  invest,  under  normal  circumstances,  at least 80% of the value of its assets in fixed income securities and normally  invests  primarily in high yield and investment grade debt securities, securities  convertible  in common stock and  preferred  stocks.  The  Portfolio  may find good value in high yield  securities,  sometimes  called  "lower-rated  bonds" or "junk  bonds," and frequently  may have more than half of its assets  invested in those  securities.  At least 20%
                  of the  Portfolio's  assets  must be  invested  in any  combination  of  investment  grade debt securities,  U.S.  Government  securities  and cash  equivalents.  The  Portfolio may also make significant  investments  in  mortgage-backed  securities.  Although the  Portfolio  expects to maintain  a  weighted  average  maturity  in the  range of five to twelve  years,  there are no restrictions  on the overall  Portfolio or on individual  securities.  The Portfolio may invest up to 20% of its net assets in equity securities.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
BOND              AST DeAM Bond:  seeks a high level of income,  consistent  with the  preservation  of  capital.    Deutsche Asset
                  Under  normal  circumstances,  the  Portfolio  invests  at least  80% of its  total  assets  in       Management,
                  intermediate-term  U.S.  Treasury,   corporate,   mortgage-backed  and  asset-backed,   taxable          Inc.
                  municipal and tax-exempt  municipal bonds. The Portfolio  invests primarily in investment grade fixed  income  securities  rated  within  the  top  three  rating  categories  of a  nationally recognized  rating  organization.  Fixed  income  securities  may be issued by U.S. and foreign corporations or entities including banks and various government entities.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
BOND              AST PIMCO Total Return Bond:  seeks to maximize total return  consistent  with  preservation of        Pacific
                  capital  and  prudent  investment  management.  The  Portfolio  will  invest  in a  diversified       Investment
                  portfolio of fixed-income  securities of varying maturities.  The average portfolio duration of       Management
                  the  Portfolio  generally  will  vary  within a three-  to  six-year  time  frame  based on the      Company LLC
                  Sub-advisor's forecast for interest rates.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
BOND              AST PIMCO Limited  Maturity Bond: seeks to maximize total return  consistent with  preservation        Pacific
                  of capital  and prudent  investment  management.  The  Portfolio  will invest in a  diversified       Investment
                  portfolio of fixed-income  securities of varying maturities.  The average portfolio duration of       Management
                  the  Portfolio  generally  will  vary  within  a one- to  three-year  time  frame  based on the      Company LLC
                  Sub-advisor's forecast for interest rates.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
MONEY MARKET      AST Money  Market:  seeks high  current  income and  maintain  high  levels of  liquidity.  The     Wells Capital
                  Portfolio  attempts to  accomplish  its  objective by  maintaining  a  dollar-weighted  average      Management,
                  maturity  of not  more  than 90 days  and by  investing  in  securities  which  have  effective           Inc.
                  maturities of not more than 397 days.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
EMERGING MARKETS  Montgomery  Variable Series - Emerging  Markets:  seeks long-term capital  appreciation,  under    Gartmore Global
                  normal  conditions  by investing at least 80% of its total assets in stocks of companies of any          Asset
                  size based in the world's developing  economies.  Under normal market  conditions,  investments        Management
                  are  maintained  in at least six countries at all times and no more than 35% of total assets in     Trust/Gartmore
                  any single one of them.                                                                            Global Partners
- ------------------ -------------------------------------------------------------------------------------------------- ------------
EQUITY INCOME     WFVT Equity Income:  seeks long-term capital  appreciation and  above-average  dividend income.       Wells Fargo
                  The  Portfolio  pursues its  objective  primarily by  investing in the common  stocks of large,          Funds
                  domestic companies with  above-average  return potential based on current market valuations and    Management, LLC
                  above-average  dividend income. Under normal market conditions,  the Portfolio invests at least
                  80% of its total assets in income producing  equity  securities and in issues of companies with market capitalizations of $3 billion or more.
- ------------------ -------------------------------------------------------------------------------------------------- ------------

- ------------------ -------------------------------------------------------------------------------------------------- ------------
STYLE/                                        INVESTMENT OBJECTIVES/POLICIES                                             PORTFOLIO
TYPE                                                                                                                      ADVISOR/
                                                                                                                        SUB-ADVISOR
- ------------------ -------------------------------------------------------------------------------------------------- ------------
MID-CAP EQUITY    INVESCO Variable  Investment  Funds - Dynamics:  seek long-term  capital growth.  The Portfolio     INVESCO Funds
                  invests at least 65% of its assets in common  stocks of mid-sized  companies.  INVESCO  defines       Group, Inc.
                  mid-sized  companies as companies  that are included in the Russell  Midcap Growth Index at the time of purchase,  or if not  included in that Index,  have market  capitalizations  of between
                  $2.5 billion and $15 billion at the time of purchase.  The core of the Portfolio's  investments are in securities of established  companies that are leaders in attractive  growth markets with a history of strong  returns.  The  remainder  of the  Portfolio is invested in  securities  of companies  that show  accelerating  growth,  driven by product  cycles,  favorable  industry or sector  conditions,  and other  factors  that  INVESCO  believes  will  lead to rapid  sales or earnings growth.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
SECTOR            INVESCO Variable  Investment Funds - Technology:  seeks capital growth.  The Portfolio normally     INVESCO Funds
                  invests  80% of its net assets in the  equity  securities  and  equity-related  instruments  of      Group, Inc.
                  companies  engaged in  technology-related  industries.  These include,  but are not limited to, various applied technologies, hardware, software, semiconductors,  telecommunications equipment and services and service-related  companies in information  technology.  Many of these products and services are subject to rapid obsolescence,  which may lower market value of the securities of the  companies  in this  sector.  At any given time,  20% of the  Portfolio's  assets is not required to be invested in the sector.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
SECTOR            INVESCO  Variable  Investment  Funds - Health  Sciences:  seeks capital  growth.  The Portfolio     INVESCO Funds
                  normally  invests at least 80% of its net assets in the equity  securities  and  equity-related       Group, Inc.
                  instrumentsof  companies that develop,  produce or distribute  products or services  related to health care. These companies  include,  but are not limited to, medical  equipment or supplies, pharmaceuticals,  biotechnology and healthcare  providers and service  companies.  At any given time, 20% of the Portfolio's assets is not required to be invested in the sector.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
SECTOR            INVESCO Variable  Investment Funds - Financial  Services:  seeks capital growth.  The Portfolio     INVESCO Funds
                  normally  invests at least 80% of its net assets in the equity  securities  and  equity-related      Group,  Inc.
                  instruments of companies  involved in the financial  services sector.  These companies include, but are not  limited  to,  banks  (regional  and  money-centers),  insurance  companies  (life,
                  property  and  casualty,  and  multiline),   investment  and  miscellaneous  industries  (asset
                  managers,  brokerage  firms,  and  government-sponsored  agencies)  and  suppliers to financial services  companies.  At any given time,  20% of the  Portfolio's  assets is not required to be invested in the sector.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
SECTOR            INVESCO  Variable  Investment  Funds -  Telecommunications:  seeks  capital  growth and current     INVESCO Funds
                  income.  The  Portfolio  normally  invests 80% of its net assets in the equity  securities  and      Group,  Inc.
                  equity-related  instruments  of  companies  engaged in the  design,  development,  manufacture, distribution,  or sale of  communications  services  and  equipment,  and  companies  that  are involved in supplying equipment or services to such companies.  The  telecommunications  sector
                  includes,   but  is  not  limited  to,  companies  that  offer  telephone  services,   wireless
                  communications,  satellite communications,  television and movie programming,  broadcasting and
                  Internet access. Many of these products and services are subject to rapid  obsolescence,  which may lower the market value of the  securities  of the  companies  in this sector.  At any given time, 20% of the Portfolio's assets is not required to be invested in the sector.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
GLOBAL EQUITY     Evergreen VA Global Leaders:  seeks to provide  investors with long-term  capital  growth.          The Evergreen
                  Portfolio  normally  invests as least 65% of its assets in a diversified  portfolio of U.S. and       Investment
                  non-U.S.   equity  securities  of  companies  located  in  the  world's  major   industrialized       Management
                  countries.  The Portfolio  will invest in no less than three  countries,  which may include the      Company, LLC
                  U.S.,  but may invest more than 25% of its assets in one country.  The  Portfolio  invests only in the best 100  companies,  which are  selected by the  Portfolio's  manager  based on as high return on equity,  consistent  earnings growth,  established  market presence and industries or sectors with significant growth prospects.
- ------------------ -------------------------------------------------------------------------------------------------- ------------

- ------------------ -------------------------------------------------------------------------------------------------- ------------
STYLE/                                        INVESTMENT OBJECTIVES/POLICIES                                             PORTFOLIO
TYPE                                                                                                                      ADVISOR/
                                                                                                                        SUB-ADVISOR
- ------------------ -------------------------------------------------------------------------------------------------- ------------
SMALL CAP EQUITY  Evergreen VA Special Equity:  seeks capital  growth.  The Portfolio  normally  invests at least       Evergreen
                  80% of its assets in common  stocks of small  U.S.  companies  (i.e.,  companies  whose  market       Investment
                  capitalizations  fall within the range of the Russell  2000(R)Index,  at the time of  purchase).      Management
                  The remaining 20% of the  Portfolio's  assets may be represented by cash or invested in various      Company, LLC
                  cash  equivalents.  The Portfolio's  manager selects stocks of companies which it believes have the potential for accelerated growth in earnings and price.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
MID-CAP EQUITY    Evergreen VA Omega:  seeks long-term capital growth.  The Portfolio invests primarily in common       Evergreen
                  stocks and  securities  convertible  into  common  stocks of U.S.  companies  across all market       Investment
                  capitalizations.  The  Portfolio's  managers  employ  a  growth  style  of  equity  management.       Management
                  "Growth" stocks are stocks of companies that the Portfolio's  managers believe have anticipated      Company, LLC
                  earnings ranging from steady to accelerated growth.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
INTER-NATIONAL    ProFund  VP  Europe  30:  seeks  daily  investment  results,  before  fees and  expenses,  that        ProFund
EQUITY            correspond to the daily  performance of the ProFunds  Europe 30 Index.  The ProFunds  Europe 30     Advisors LLC
                  Index,  created by ProFund  Advisors,  is composed of 30 companies whose principal  offices are located  in Europe  and whose  securities  are  traded on U.S.  exchanges  or on the  NASDAQ as depositary  receipts or ordinary  shares.  The  component  companies in the ProFunds  Europe 30
                  Index are  determined  annually  based upon their U.S.  dollar-traded  volume.  Their  relative weights are determined based on a modified market capitalization method.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
INTER-NATIONAL    ProFund VP Asia 30: seeks daily investment results,  before fees and expenses,  that correspond        ProFund
EQUITY            to the daily  performance  of the ProFunds Asia 30 Index.  The ProFunds Asia 30 Index,  created     Advisors LLC
                  by ProFund Advisors,  is composed of 30 of the companies whose principal offices are located in the Asia/Pacific region,  excluding Japan, and whose securities are traded on U.S. exchanges or on the NASDAQ as  depository  receipts or  ordinary  shares.  The  component  companies  in the
                  ProFunds Asia 30 Index are  determined  annually  based upon their U.S.  dollar-traded  volume.
                  Their relative weights are determined based on the modified market capitalization method.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
INTER-NATIONAL    ProFund VP Japan: seeks daily investment results,  before fees and expenses, that correspond to        ProFund
EQUITY            the daily  performance  of the Nikkei 225 Stock  Average.  Since the  Japanese  markets are not     Advisors LLC
                  open when  ProFund VP Japan  values its  shares,  ProFund VP Japan  determines  its  success in meeting this  investment  objective by comparing its daily return on a given day with the daily performance of related  futures  contracts  traded in the United  States.  The Nikkei 225 Stock
                  Average is a price-weighted  index of 225 large,  actively traded Japanese stocks traded on the
                  Tokyo Stock Exchange.  The Index is computed and distributed by the Nihon Keizai Shimbun.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
SECTOR            ProFund VP Banks: seeks daily investment results,  before fees and expenses, that correspond to        ProFund
                  the daily  performance  of the Dow Jones U.S.  Banks  Sector  Index.  The Dow Jones U.S.  Banks     Advisors LLC
                  Index measures the  performance of the banking  industry of the U.S.  equity market.  Component companies  include all  regional  and major U.S.  domiciled  international  banks,  savings and loans, savings banks,  thrifts,  building  associations and societies.  Investment and merchant banks are excluded.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
SECTOR            ProFund VP Basic Materials:  seeks daily  investment  results,  before fees and expenses,  that        ProFund
                  correspond to the daily  performance of the Dow Jones U.S. Basic  Materials  Sector Index.  The     Advisors LLC
                  Dow Jones U.S. Basic  materials  Sector Index measures the  performance of the basic  materials economic sector of the U.S. equity market.  Component  companies are involved in the production of aluminum,  commodity chemicals,  specialty chemicals,  forest products,  non-ferrous metals, paper products, precious metals and steel.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
SECTOR            ProFund VP  Biotechnology:  seeks daily  investment  results,  before fees and  expenses,  that        ProFund
                  correspond to the daily  performance of the Dow Jones U.S.  Biotechnology  Index. The Dow Jones     Advisors LLC
                  U.S.  Biotechnology  Index measures the performance of the  biotechnology  industry of the U.S.
                  equity  market.  Component  companies  include  those engaged in genetic  research,  and/or the marketing  and  development  of  recombinant  DNA  products.  Makers  of  artificial  blood and contract biotechnology researchers are also included in the Index.
- ------------------ -------------------------------------------------------------------------------------------------- ------------

- ------------------ -------------------------------------------------------------------------------------------------- ------------
STYLE/                                        INVESTMENT OBJECTIVES/POLICIES                                             PORTFOLIO
TYPE                                                                                                                      ADVISOR/
                                                                                                                        SUB-ADVISOR
- ------------------ -------------------------------------------------------------------------------------------------- ------------
SECTOR            ProFund VP Consumer Cyclical:  seeks daily investment results,  before fees and expenses,  that        ProFund
                  correspond to the daily  performance of the Dow Jones U.S.  Consumer Cyclical Sector Index. The     Advisors LLC
                  Dow Jones U.S.  Consumer  Cyclical  Sector  Index  measures  the  performance  of the  consumer cyclical  economic  sector of the U.S. equity market.  Component  companies  include  airlines, auto manufacturers,  auto parts, tires, casinos,  consumer  electronics,  recreational products and services,  restaurants,  lodging, toys, home construction, home furnishings and appliances, footwear, clothing and fabrics.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
SECTOR            ProFund VP Consumer  Non-Cyclical:  seeks daily investment  results,  before fees and expenses,        ProFund
                  that correspond to the daily  performance of the Dow Jones U.S.  Consumer  Non-Cyclical  Sector     Advisors LLC
                  Index. The Dow Jones U.S.  Consumer  Non-Cyclical  Sector Index measures the performance of the consumer  non-cyclical  economic sector of the U.S. equity market.  Component companies include beverage  companies,  consumer service  companies,  durable and non-durable  household  product manufacturers, cosmetic companies, food products and agriculture and tobacco products.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
SECTOR            ProFund VP Energy:  seeks daily investment results,  before fees and expenses,  that correspond        ProFund
                  to the daily  performance of the Dow Jones U.S. Energy Sector Index.  The Dow Jones U.S. Energy     Advisors LLC
                  Sector  Index  measures  the  performance  of the  energy  sector  of the U.S.  equity  market.
                  Component  companies include oil drilling  equipment and services,  coal, oil  companies-major, oil companies-secondary,  pipelines, liquid, solid or gaseous fossil fuel producers and service companies.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
SECTOR            ProFund  VP  Financial:  seeks  daily  investment  results,  before  fees  and  expenses,  that        ProFund
                  correspond to the daily  performance  of the Dow Jones U.S.  Financial  Sector  Index.  The Dow     Advisors LLC
                  Jones U.S.  Financial Sector Index measures the performance of the financial  services economic sector of the U.S.  equity market.  Component  companies  include  regional  banks,  major U.S.
                  domiciled  international banks, full line, life, and property and casualty insurance companies, companies that invest,  directly or indirectly in real estate,  diversified financial companies such  as  Fannie  Mae,  credit  card  insurers,  check  cashing  companies,  mortgage  lenders, investment  advisers and securities  broker-dealers,  investment banks,  merchant banks, online brokers, publicly traded stock exchanges.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
SECTOR            ProFund  VP  Healthcare:  seeks  daily  investment  results,  before  fees and  expenses,  that        ProFund
                  correspond to the daily  performance of the Dow Jones U.S.  Healthcare  Sector Index.  The Down     Advisors LLC
                  Jones U.S.  healthcare Sector Index measures the performance of the healthcare  economic sector of the U.S. equity market.  Component  companies  include health care providers,  biotechnology companies, medical supplies, advanced medical devices and pharmaceuticals.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
SECTOR            ProFund  VP  Industrial:  seeks  daily  investment  results,  before  fees and  expenses,  that        ProFund
                  correspond to the daily  performance  of the Dow Jones U.S.  Industrial  Sector Index.  The Dow     Advisors LLC
                  Jones U.S.  Industrial Sector Index measures the performance of the industrial  economic sector
                  of  the  U.S.  equity  market.   Component   companies   include  building   materials,   heavy
                  construction,  factory  equipment,  heavy machinery,  industrial  services,  pollution control,
                  containers  and  packaging,   industrial  diversified,   air  freight,  marine  transportation,
                  railroads,  trucking,  land-transportation  equipment,  shipbuilding,  transportation services, advanced industrial equipment, electric components and equipment, and aerospace.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
SECTOR            ProFund VP Internet:  seeks daily investment results, before fees and expenses, that correspond        ProFund
                  to the daily  performance  of the Dow  Jones  U.S.  Internet  Index.  The Dow  Jones  Composite     Advisors LLC
                  Internet Index measures the  performance of stocks in the U.S. equity markets that generate the majority  of their  revenues  from the  Internet.  The  Index is  composed  of two  sub-groups:
                  Internet  Commerce - companies that derive the majority of their revenues from providing  goods and/or services through an open network,  such as a web site; and Internet Services - companies that derive the majority of their revenues from  providing  access to the Internet or providing services to people using the Internet.
- ------------------ -------------------------------------------------------------------------------------------------- ------------

- ------------------ -------------------------------------------------------------------------------------------------- ------------
STYLE/                                        INVESTMENT OBJECTIVES/POLICIES                                             PORTFOLIO
TYPE                                                                                                                      ADVISOR/
                                                                                                                        SUB-ADVISOR
- ------------------ -------------------------------------------------------------------------------------------------- ------------
SECTOR            ProFund VP  Pharmaceuticals:  seeks daily investment  results,  before fees and expenses,  that        ProFund
                  correspond to the daily  performance of the Dow Jones U.S.  Pharmaceuticals  Sector Index.  The     Advisors LLC
                  Dow Jones U.S.  Pharmaceuticals Index measures the performance of the pharmaceuticals  industry of the U.S.  equity  market.  Component  companies  include  the  makers  of  prescription  and over-the-counter  drugs, such as aspirin, cold remedies,  birth control pills, and vaccines, as well as companies engaged in contract drug research..
- ------------------ -------------------------------------------------------------------------------------------------- ------------
SECTOR            ProFund VP Precious Metals:  seeks daily  investment  results,  before fees and expenses,  that        ProFund
                  correspond to the daily  performance  of the  Philadelphia  Stock Exchange Gold & Silver Sector     Advisors LLC
                  Index.  The  Philadelphia  Stock Exchange Gold and Silver Sector Index measures the performance of the gold and  silver  mining  industry  of the global  equity  market.  Component  companies include  companies  involved in the mining and production of gold,  silver,  and other precious metals,  precious  stones and pearls.  The Index does not include  producers  of  commemorative medals and coins that are made of these metals.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
SECTOR            ProFund VP Real  Estate:  seeks  daily  investment  results,  before  fees and  expenses,  that        ProFund
                  correspond to the daily  performance  of the Dow Jones U.S.  Real Estate  Index.  The Dow Jones     Advisors LLC
                  U.S. Real Estate Index measures the  performance of the real estate industry of the U.S. equity
                  market.   Component  companies  include  those  that  invest  directly  or  indirectly  through
                  development,   management  or  ownership  of  shopping  malls,  apartment  buildings,   housing
                  developments  and, real estate  investment  trusts ("REITs") that invest in apartments,  office and  retail  properties.  REITs are  passive  investment  vehicles  that  invest  primarily  in income-producing real estate or real estate related loans or interests.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
SECTOR            ProFund VP  Semiconductor:  seeks daily  investment  results,  before fees and  expenses,  that        ProFund
                  correspond to the daily  performance of the Dow Jones U.S.  Semiconductor  Index. The Dow Jones     Advisors LLC
                  U.S.  Semiconductor  Index measures the performance of the  semiconductor  industry of the U.S.
                  equity market.  Component  companies are engaged in the production of semiconductors  and other integrated chips, as well as other related products such as circuit boards and motherboards.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
SECTOR            ProFund  VP  Technology:  seeks  daily  investment  results,  before  fees and  expenses,  that        ProFund
                  correspond to the daily  performance  of the Dow Jones U.S.  Technology  Sector Index.  The Dow     Advisors LLC
                  Jones U.S.  Technology  Sector Index measures the  performance of the technology  sector of the
                  U.S.  equity  market.  Component  companies  include  those  involved in  computers  and office
                  equipment,  software,   communications  technology,   semiconductors,   diversified  technology
                  services and internet services.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
SECTOR            ProFund VP Telecommunications:  seeks daily investment results,  before fees and expenses, that        ProFund
                  correspond to the daily performance of the Dow Jones U.S.  Telecommunications Sector Index. The     Advisors LLC
                  Dow  Jones  U.S.   Telecommunications   Sector   Index   measures   the   performance   of  the
                  telecommunications  economic  sector of the U.S.  equity market.  Component  companies  include fixed line communications and wireless communications companies.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
SECTOR            ProFund  VP  Utilities:  seeks  daily  investment  results,  before  fees  and  expenses,  that        ProFund
                  correspond to the daily  performance  of the Dow Jones U.S.  Utilities  Sector  Index.  The Dow     Advisors LLC
                  Jones U.S.  Utilities Sector Index measures the performance of the utilities economic sector of the U.S. equity market.  Component  companies  include  electric  utilities,  gas utilities and water utilities.
- ------------------ -------------------------------------------------------------------------------------------------- ------------

- ------------------ -------------------------------------------------------------------------------------------------- ------------
STYLE/                                        INVESTMENT OBJECTIVES/POLICIES                                             PORTFOLIO
TYPE                                                                                                                      ADVISOR/
                                                                                                                        SUB-ADVISOR
- ------------------ -------------------------------------------------------------------------------------------------- ------------
THE PROFUND VP PORTFOLIOS DESCRIBED BELOW ARE AVAILABLE AS SUB-ACCOUNTS TO ALL ANNUITY OWNERS. EACH PORTFOLIO PURSUES AN INVESTMENT
STRATEGY THAT SEEKS TO PROVIDE DAILY INVESTMENT RESULTS, BEFORE FEES AND EXPENSES, THAT MATCH A WIDELY FOLLOWED INDEX, INCREASE BY A
SPECIFIED FACTOR RELATIVE TO THE INDEX, MATCH THE INVERSE OF THE INDEX OR THE INVERSE OF THE INDEX MULTIPLIED BY A SPECIFIED FACTOR.
THE INVESTMENT STRATEGY OF SOME OF THE PORTFOLIOS MAY MAGNIFY (BOTH POSITIVELY AND NEGATIVELY) THE DAILY INVESTMENT RESULTS OF THE
APPLICABLE INDEX. IT IS RECOMMENDED THAT ONLY THOSE ANNUITY OWNERS WHO ENGAGE A FINANCIAL ADVISOR TO ALLOCATE THEIR ACCOUNT VALUE
USING A STRATEGIC OR TACTICAL ASSET ALLOCATION STRATEGY INVEST IN THESE PORTFOLIOS. WE HAVE ARRANGED THE PORTFOLIOS BASED ON THE
INDEX ON WHICH IT'S INVESTMENT STRATEGY IS BASED.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
The S&P 500 Index(R)is a widely used measure of large-cap U.S. stock market performance. It includes a representative sample of leading companies in leading industries. Companies are selected for inclusion in the Index by Standard & Poor's(R)for being U.S.
companies with adequate liquidity, appropriate market capitalization financial viability and public float.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
S&P 500           ProFund VP Bull: seeks daily investment results,  before fees and expenses,  that correspond to        ProFund
                  the daily performance of the S&P 500(R)Index.                                                       Advisors LLC
- ------------------ -------------------------------------------------------------------------------------------------- ------------
S&P 500           ProFund VP Bear: seeks daily investment results,  before fees and expenses,  that correspond to        ProFund
                  the inverse  (opposite) of the daily  performance of the S&P 500(R)Index.  If ProFund VP Bear is    Advisors LLC
                  successful in meeting its objective,  its net asset value should gain  approximately  the same, on a  percentage  basis,  as any  decrease  in the S&P 500(R)Index when the Index  declines on a given  day.  Conversely,  its  net  asset  value  should  lose  approximately  the  same,  on a percentage basis, as any increase in the Index when the Index rises on a given day.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
S&P 500           ProFund VP UltraBull (f/k/a ProFund VP Bull Plus): seeks daily investment results,  before fees        ProFund
                  and expenses,  that correspond to twice (200%) the daily  performance of the S&P 500(R)Index. If    Advisors LLC
                  the ProFund VP UltraBull is  successful  in meeting its  objective,  its net asset value should gain  approximately  twice as much, on a percentage basis, as the S&P 500(R)Index when the Index rises on a given day.  Conversely,  its net asset  value  should  lose  approximately  twice as much,  on a percentage  basis,  as the Index when the Index  declines on a given day.  Prior to
                  May 1, 2003,  ProFund VP UltraBull was named "ProFund VP Bull Plus" and sought daily investment results that corresponded to one and one-half times the daily performance of the S&P 500(R)Index
- ------------------ -------------------------------------------------------------------------------------------------- ------------
The NASDAQ-100 Index(R)is a market capitalization weighted index that includes 100 of the largest domestic and international non-financial companies listed on The NASDAQ Stock Market.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
NASDAQ 100        ProFund VP OTC: seeks daily investment  results,  before fees and expenses,  that correspond to        ProFund
                  the daily  performance  of the NASDAQ-100  Index(R).  "OTC" in the name of ProFund VP OTC reflers   Advisors LLC
                  to  securities  that do not  trade on a U.S.  securities  exchange,  as  registered  under  the
                  Securities Exchange Act of 1934.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
NASDAQ 100        ProFund  VP  Short  OTC:  seeks  daily  investment  results,  before  fees and  expenses,  that        ProFund
                  correspond to the inverse  (opposite) of the daily  performance  of the NASDAQ-100  Index(R).  If   Advisors LLC
                  ProFund VP Short OTC is  successful in meeting its  objective,  its net asset value should gain approximately  the same, on a percentage  basis, as any decrease in the NASDAQ-100  Index(R)when the Index declines on a given day.  Conversely,  its net asset value should lose  approximately the same, on a percentage  basis,  as any increase in the Index when the Index rises on a given day.  "OTC" in the name of  ProFund VP Short OTC  refers to  securities  that do not trade on a
                  U.S. securities exchange, as registered under the Securities Exchange Act of 1934.
- ------------------ -------------------------------------------------------------------------------------------------- ------------

- ------------------ -------------------------------------------------------------------------------------------------- ------------
STYLE/                                        INVESTMENT OBJECTIVES/POLICIES                                             PORTFOLIO
TYPE                                                                                                                      ADVISOR/
                                                                                                                        SUB-ADVISOR
- ------------------ -------------------------------------------------------------------------------------------------- ------------
NASDAQ 100        ProFund VP UltraOTC:  seeks daily investment results, before fees and expenses, that correspond        ProFund
                  to twice (200%) the daily  performance  of the NASDAQ-100  Index(R). If ProFund VP  UltraOTC is     Advisors LLC
                  successful in meeting its  objective,  its net asset value should gain  approximately  twice as much,  on a percentage  basis,  as the  NASDAQ-100  Index(R)when the Index rises on a given day.
                  Conversely,  its net asset  value  should lose  approximately  twice as much,  on a  percentage basis,  as the Index when the Index  declines  on a given day.  "OTC" in the name of ProFund VP
                  UltraOTC refers to securities that do not trade on a U.S.  securities  exchange,  as registered under the Securities Exchange Act of 1934.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
The S&P MidCap 400 Index(R)is a widely used measure of mid-sized company U.S. stock market performance. Companies are selected for inclusion in the Index by Standard & Poor's(R)for being U.S. companies with adequate liquidity, appropriate market capitalization, financial viability and public float.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
S&P MIDCAP 400    ProFund VP Mid-Cap  Value:  seeks daily  investment  results,  before fees and  expenses,  that        ProFund
                  correspond  to the  daily  performance  of the  S&P  MidCap  400/Barra  Value  Index(R).  The S&P   Advisors LLC
                  MidCap400/Barra  Value Index(R)is designed to differentiate  between fast growing  companies and slower  growing or  undervalued  companies.  Standard & Poor's and Barra  cooperate to employ a price-to-book value calculation whereby the market  capitalization of the S&P MidCap 400 Index(R)
                  is divided equally between growth and value.  The Index is rebalanced twice per year.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
                  ProFund VP Mid-Cap  Growth:  seeks daily  investment  results,  before fees and expenses,  that        ProFund
                  correspond to the daily  performance of the S&P MidCap 400/Barra Growth Index(R).  The S&P MidCap   Advisors LLC
                  400/Barra Growth Index(R)is designed to differentiate  between fast growing companies and slower
S&P MIDCAP 400    growing  or  undervalued  companies.  Standard  &  Poor's  and  Barra  cooperate  to  employ  a price-to-book value calculation whereby the market  capitalization of the S&P MidCap 400 Index(R)
                  is divided equally between growth and value.  The Index is rebalanced twice per year..
- ------------------ -------------------------------------------------------------------------------------------------- ------------
                  ProFund VP  UltraMid-Cap:  seeks  daily  investment  results,  before fees and  expenses,  that        ProFund
                  correspond to twice (200%) the daily  performance  of the S&P MidCap 400 Index(R).  If ProFund VP   Advisors LLC
                  UltraMid-Cap  is  successful  in  meeting  its  objective,  its net  asset  value  should  gain

S&P MIDCAP 400    approximately  twice as much,  on a  percentage  basis,  as the S&P MidCap 400 Index(R)when the
                  Index rises on a given day.  Conversely,  its net asset value should lose  approximately  twice as much, on a percentage basis, as the Index when the Index declines on a given day.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
The S&P SmallCap 600 Index(R)consists of 600 domestic stocks chosen for market size, liquidity, and industry group representation.
The Index comprises stocks from the industrial, utility, financial, and transportation sectors.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
S&P SMALLCAP 600  ProFund VP Small-Cap Value:  seeks daily  investment  results,  before fees and expenses,  that        ProFund
                  correspond  to the daily  performance  of the S&P  SmallCap  600/Barra  Value  Index(R).  The S&P   Advisors LLC
                  SmallCap  600/Barra Value Index(R)is designed to  differentiate  between fast growing  companies and slower growing or undervalued  companies.  Standard & Poor's and Barra cooperate to employ a price-to-book  value  calculation  whereby the market  capitalization  of the S&P  SmallCap 600
                  Index(R)is divided equally between growth and value.  The Index is rebalanced twice per year.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
S&P SMALLCAP 600  ProFund VP Small-Cap Growth:  seeks daily investment  results,  before fees and expenses,  that        ProFund
                  correspond  to the daily  performance  of the S&P SmallCap  600/Barra  Growth  Index(R).  The S&P   Advisors LLC
                  SmallCap  600/Barra Growth Index(R)is designed to differentiate  between fast growing companies and slower growing or undervalued  companies.  Standard & Poor's and Barra  cooperate to employ a price-to-book  value calculation  whereby the market  capitalization-of  the S&P SmallCap 600
                  Index(R)is divided equally between growth and value.  The Index is rebalanced twice per year.
- ------------------ -------------------------------------------------------------------------------------------------- ------------

- ------------------ -------------------------------------------------------------------------------------------------- ------------
STYLE/                                        INVESTMENT OBJECTIVES/POLICIES                                             PORTFOLIO
TYPE                                                                                                                      ADVISOR/
                                                                                                                        SUB-ADVISOR
- ------------------ -------------------------------------------------------------------------------------------------- ------------
The Russell 2000 Index(R)measures the performance of the 2,000 small companies in the Russell 3000 Index(R)representing approximately 8% of the total market capitalization of the Russell 3000 Index(R), which in turn represents approximately 98% of the investable U.S. equity market.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
RUSSELL 2000      ProFund VP  UltraSmall-Cap:  seeks daily  investment  results,  before fees and expenses,  that        ProFund
                  correspond  to twice (200%) the daily  performance  of the Russell  2000(R)Index.  If ProFund VP    Advisors LLC
                  UltraSmall-Cap  is  successful  in meeting  its  objective,  its net asset  value  should  gain approximately  twice as much, on a percentage  basis, as the Russell 2000 Index(R)when the Index rises on a given day.  Conversely,  its net asset  value  should  lose  approximately  twice as much, on a percentage basis, as the Index when the Index declines on a given day.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
U.S. GOV'T BOND   ProFund VP U.S.  Government  Plus: seeks daily  investment  results,  before fees and expenses,        ProFund
                  that  correspond  to one and  one-quarter  times  (125%) the daily  price  movement of the most     Advisors LLC
                  recently  issued  30-year U.S.  Treasury  Bond ("Long  Bond").  In  accordance  with its stated
                  objective,  the net asset value of ProFund VP U.S. Government Plus generally should decrease as interest  rates  rise.  If  ProFund  VP U.S.  Government  Plus is  successful  in  meeting  its objective,  its net asset value should gain  approximately  one and one-quarter times (125%) as much,  on a  percentage  basis,  as any  daily  increase  in the  Long  Bond  on a  given  day.
                  Conversely,  its net asset value should lose  approximately one and one-quarter (125%) as much, on a percentage basis, as any daily decrease in the Long Bond on a given day.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
U.S. GOV'T BOND   ProFund VP Rising Rates Opportunity:  seeks daily investment results, before fees and expenses,        ProFund
                  that correspond to one and one-quarter  times (125%) the inverse  (opposite) of the daily price     Advisors LLC
                  movement of the most recently  issued Long Bond. In accordance with its stated  objective,  the net asset value of ProFund VP rising Rates  Opportunity  generally  should decrease as interest rates fall. If ProFund VP Rising Rates  Opportunity  is  successful  in meeting its  objective, its net asset value should gain  approximately  one and one-quarter  times (125%) as much, on a percentage  basis, as any daily decrease in the Long Bond on a given day.  Conversely,  its net asset  value  should  lose  approximately  one and  one-quarter  times  (125%)  as  much,  on a percentage basis, as any daily increase in the Long Bond on a given day.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
Each portfolio of the First Defined Portfolio Fund LLC invests in the securities of a relatively few number of issuers or in a particular sector of the economy. Since the assets of each portfolio are invested in a limited number of issuers or a limited sector of the economy, the net asset value of the portfolio may be more susceptible to a single adverse economic, political or regulatory occurrence. Certain of the portfolios may also be subject to additional market risk due to their policy of investing based on an investment strategy and generally not buying or selling securities in response to market fluctuations. Each portfolio's relative lack of diversity and limited ongoing management may subject Owners to greater market risk than other portfolios.

The stock selection date for each of the strategy Portfolios of the First Defined Portfolio Fund LLC is on or about December 31st of each year. The holdings for each strategy Portfolio will be adjusted annually on or about December 31st in accordance with the
Portfolio's investment strategy. At that time, the percentage relationship among the shares of each issuer held by the Portfolio is established. Through the next one-year period that percentage will be maintained as closely as practicable when the Portfolio makes subsequent purchases and sales of the securities.
- ------------------ -------------------------------------------------------------------------------------------------- ------------
LARGE CAP         First Trust(R)10 Uncommon  Values:  seeks to provide  above-average  capital  appreciation.  The     First Trust
BLEND             Portfolio  seeks to achieve its  objective  by  investing  primarily  in the ten common  stocks      Advisors L.P.
                  selected by the Investment  Policy Committee of Lehman Brothers Inc.  ("Lehman  Brothers") with the assistance of the Research  Department of Lehman  Brothers which, in their opinion have the greatest  potential for capital  appreciation  during the next year. The stocks included in the
                  Portfolio  are adjusted  annually on or about July 1st in  accordance  with the  selections  of
                  Lehman Brothers.
- ------------------ -------------------------------------------------------------------------------------------------- ------------

- ------------------ -------------------------------------------------------------------------------------------------- ------------
STYLE/                                        INVESTMENT OBJECTIVES/POLICIES                                             PORTFOLIO
TYPE                                                                                                                      ADVISOR/
                                                                                                                        SUB-ADVISOR
- ------------------ -------------------------------------------------------------------------------------------------- ------------
INTER-            The  Prudential  Series  Fund,  Inc.  - SP  Jennison  International  Growth:  seeks to  provide       Prudential
NATIONAL EQUITY   long-term   growth  of  capital.   The   Portfolio   pursues  its  objective  by  investing  in       Investments
                  equity-related  securities of foreign  issuers that the  Sub-advisor  believes will increase in          LLC/
                  value over a period of years.  The  Portfolio  invests  primarily  in the common stock of large        Jennison
                  and  medium-sized  foreign  companies.  Under normal  circumstances,  the Portfolio  invests at     Associates LLC
                  least 65% of its total  assets in common  stock of foreign  companies  operating or based in at least five different  countries.  The Portfolio  looks  primarily for stocks of companies whose earnings are growing at a faster rate than other companies and that have  above-average  growth in earnings and cash flow, improving profitability,  strong balance sheets, management strength and strong  market  share for its  products.  The  Portfolio  also tries to buy such  stocks at attractive prices in relation to their growth prospects.
- ------------------ -------------------------------------------------------------------------------------------------- ------------

"Standard & Poor's(R)," "S&P(R)," "S&P 500(R)," "Standard & Poor's 500," and
"500" are trademarks of the McGraw-Hill Companies, Inc. and have been licensed for use by American Skandia Investment Services, Incorporated. The Portfolio is
not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard &
Poor's makes no representation regarding the advisability of investing in the
Portfolio.

The First Trust(R)10 Uncommon Values portfolio is not sponsored or created by
Lehman Brothers, Inc. ("Lehman Brothers"). Lehman Brothers' only relationship to
First Trust is the licensing of certain trademarks and trade names of Lehman
Brothers and of the "10 Uncommon Values" which is determined, composed and calculated by Lehman Brothers without regard to First Trust or the First
Trust(R)10 Uncommon Values portfolio.

Dow Jones has no relationship to the ProFunds VP, other than the licensing of the Dow Jones sector indices and its service marks for use in connection with the ProFunds VP. The ProFunds VP are not sponsored, endorsed, sold, or promoted by Standard & Poor's or NASDAQ, and neither Standard & Poor's nor NASDAQ makes any representations regarding the advisability of investing in the ProFunds VP.

WHAT ARE THE FIXED INVESTMENT OPTIONS?

We offer fixed investment options of different durations during the accumulation period. These "Fixed Allocations" earn a guaranteed fixed rate of interest for a specified period of time, called the "Guarantee Period." In most states, we offer Fixed Allocations with Guarantee Periods from 1 to 10 years. We may also offer special purpose Fixed Allocations for use with certain optional investment programs. We guarantee the fixed rate for the entire Guarantee Period. However, if you withdraw or transfer Account Value before the end of the Guarantee
Period, we will adjust the value of your withdrawal or transfer based on a formula, called a "Market Value Adjustment." The Market Value Adjustment can
either be positive or negative, depending on the rates that are currently being credited on Fixed Allocations. Please refer to the section entitled "How does the Market Value Adjustment Work?" for a description of the formula along with examples of how it is calculated. You may allocate Account Value to more than one Fixed Allocation at a time.

Fixed Allocations may not be available in all states. Availability of Fixed
Allocations is subject to change and may differ by state and by the annuity product you purchase. Please call American Skandia at 1-800-766-4530 to determine availability of Fixed Allocations in your state and for your annuity product.

FEES AND CHARGES

WHAT ARE THE CONTRACT FEES AND CHARGES?

Contingent Deferred Sales Charge: We do not deduct a sales charge from Purchase
Payments you make to your Annuity. However, we may deduct a Contingent Deferred
Sales Charge or CDSC if you surrender your Annuity or when you make a partial withdrawal. The CDSC reimburses us for expenses related to sales and distribution of the Annuity, including commissions, marketing materials and other promotional expenses. The CDSC is calculated as a percentage of your
Purchase Payment being surrendered or withdrawn during the applicable Annuity
Year. For purposes of calculating the CDSC, we consider the year following the date we receive a Purchase Payment as Year 1. The amount of the CDSC applicable to each Purchase Payment decreases over time, measured from the date the
Purchase Payment is applied. The CDSC percentages are shown below.

------------------ ----- ------ ----- ----- ----- ----- ----- ----- -----
YEARS               1      2     3     4     5     6     7     8     9+
------------------ ----- ------ ----- ----- ----- ----- ----- ----- -----
CHARGE (%)         8.5    8.5   8.5   8.5   7.0   6.0   5.0   4.0   0.0
------------------ ----- ------ ----- ----- ----- ----- ----- ----- -----

Each Purchase Payment has its own CDSC period. When you make a withdrawal, we assume that the oldest Purchase Payment is being withdrawn first so that the lowest CDSC is deducted from the amount withdrawn. After eight (8) complete years from the date you make a Purchase Payment, no CDSC will be assessed if you withdraw or surrender that Purchase Payment. Under certain circumstances you can withdraw a limited amount of Account Value without paying a CDSC. This is referred to as a "Free Withdrawal." Free Withdrawals are not treated as a withdrawal of Purchase Payments for purposes of calculating the CDSC on a subsequent withdrawal or surrender. Withdrawals of amounts greater than the maximum Free Withdrawal amount are treated as a withdrawal of Purchase Payments and will be assessed a CDSC. For purposes of calculating the CDSC on a surrender or a partial withdrawal, the Purchase Payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior withdrawals under the Free
Withdrawal provision or if your Account Value has declined in value due to negative market performance.

We may waive the CDSC under certain medically-related circumstances or when taking a Minimum Distribution from an Annuity purchased as a "qualified"
investment. Free Withdrawals, Medically-Related Surrenders and Minimum
Distributions are each explained more fully in the section entitled "Access to
Your Account Value".

Transfer Fee: Currently, you may make twenty (20) free transfers between investment options each Annuity Year. We will charge $10.00 for each transfer after the twentieth in each Annuity Year. We do not consider transfers made as part of a dollar cost averaging program when we count the twenty free transfers.
Transfers made as part of a rebalancing, market timing or third party investment advisory service will be subject to the twenty-transfer limit. However, all transfers made on the same day will be treated as one (1) transfer. Renewals or transfers of Account Value from a Fixed Allocation at the end of its Guarantee
Period are not subject to the Transfer Fee and are not counted toward the twenty free transfers. We may reduce the number of free transfers allowable each
Annuity Year (subject to a minimum of eight) without charging a Transfer Fee unless you make use of electronic means to transmit your transfer requests. We may eliminate the Transfer Fee for transfer requests transmitted electronically or through other means that reduce our processing costs.

Annual Maintenance Fee: During the accumulation period we deduct an Annual
Maintenance Fee. The Annual Maintenance Fee is $35.00 or 2% of your Account
Value invested in the variable investment options, whichever is less. This fee will be deducted annually on the anniversary of the Issue Date of your Annuity or, if you surrender your Annuity during the Annuity Year, the fee is deducted at the time of surrender. We may increase the Annual Maintenance Fee. However, any increase will only apply to Annuities issued after the date of the increase.

Tax Charges: Several states and some municipalities charge premium taxes or similar taxes. The amount of tax will vary from jurisdiction to jurisdiction and is subject to change. The tax charge currently ranges up to 3 1/2%. We generally will deduct the amount of tax payable at the time the tax is imposed, but may also decide to deduct tax charges from each Purchase Payment at the time of a withdrawal or surrender of your Annuity or at the time you elect to begin receiving annuity payments. We may assess a charge against the Sub-accounts and the Fixed Allocations equal to any taxes which may be imposed upon the separate accounts.

WHAT CHARGES APPLY SOLELY TO THE VARIABLE INVESTMENT OPTIONS?

Insurance Charge: We deduct an Insurance Charge daily against the average daily assets allocated to the Sub-accounts. The Insurance Charge is the combination of the Mortality & Expense Risk Charge (1.25%) and the Administration Charge
(0.15%). The total charge is equal to 1.40% on an annual basis. The Insurance
Charge is intended to compensate American Skandia for providing the insurance benefits under the Annuity, including the Annuity's basic death benefit that provides guaranteed benefits to your beneficiaries even if the market declines and the risk that persons we guarantee annuity payments to will live longer than our assumptions. The charge also covers administrative costs associated with providing the Annuity benefits, including preparation of the contract, confirmation statements, annual account statements and annual reports, legal and accounting fees as well as various related expenses. Finally, the charge covers the risk that our assumptions about the mortality risks and expenses under this
Annuity are incorrect and that we have agreed not to increase these charges over time despite our actual costs. We may increase the portion of the total
Insurance Charge that is deducted for administrative costs; however, any increase will only apply to Annuities issued after the date of the increase.

American Skandia may make a profit on the Insurance Charge if, over time, the actual cost of providing the guaranteed insurance obligations under the Annuity are less than the amount we deduct for the Insurance Charge. To the extent we make a profit on the Insurance Charge, such profit may be used for any other corporate purpose, including payment of other expenses that American Skandia incurs in promoting, distributing, issuing and administering the Annuity and to offset a portion of the costs associated with offering Credits which are funded through American Skandia's general account. The Insurance Charge is deducted against your Annuity's Account Value, which includes the amount of any Credits we apply to your Purchase Payments and any increases or decreases in your
Account Value based on market fluctuations of the Sub-accounts. Any profit that
American Skandia may make on the Insurance Charge may include a profit on the portion of the Account Value that represents Credits applied to the Annuity, as well as profits based on market appreciation of the Sub-account values.

The Insurance Charge is not deducted against assets allocated to a Fixed
Allocation. However, the amount we credit to Fixed Allocations may also reflect similar assumptions about the insurance guarantees provided under the Annuity.

Optional Benefits: If you elect to purchase one or more optional benefits, we will deduct an additional charge on a daily basis from your Account Value allocated to the Sub-accounts. The charge for each optional benefit is deducted in addition to the Insurance Charge due to the increased insurance risk associated with the optional benefits. The additional charge is included in the daily calculation of the Unit Price for each Sub-account. Please refer to the section entitled "Death Benefit" for a description of the charge for each
Optional Death Benefit. Please refer to the section entitled "Managing Your
Account Value - Do you offer programs designed to guarantee a "return of premium" at a future date?" for a description of the charge for the Guaranteed
Return Option.

WHAT CHARGES ARE ASSESSED BY THE PORTFOLIOS?

We do not assess any charges directly against the Portfolios. However, each
Portfolio charges a total annual fee comprised of an investment management fee, operating expenses and any distribution and service (12b-1) fees that may apply.
These fees are deducted daily by each Portfolio before it provides American
Skandia with the net asset value as of the close of business each day. More detailed information about fees and charges can be found in the prospectuses for the Portfolios. Please also see "Service Fees Payable by Underlying Funds".

WHAT CHARGES APPLY TO THE FIXED ALLOCATIONS?

No specific fee or expenses are deducted when determining the rate we credit to a Fixed Allocation. However, for some of the same reasons that we deduct the
Insurance Charge against Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Allocations. Any
CDSC or Tax Charge applies to amounts that are taken from the variable investment options or the Fixed Allocations. A Market Value Adjustment may also apply to transfers, certain withdrawals, surrender or annuitization from a Fixed
Allocation.

WHAT CHARGES APPLY IF I CHOOSE AN ANNUITY PAYMENT OPTION?

In certain states a tax is due if and when you exercise your right to receive periodic annuity payments. The amount payable will depend on the applicable jurisdiction and on the annuity payment option you select. If you select a fixed payment option, the amount of each fixed payment will depend on the Account
Value of your Annuity when you elected to annuitize. There is no specific charge deducted from these payments; however, the amount of each annuity payment reflects assumptions about our insurance expenses. If you select a variable payment option that we may offer, then the amount of your benefits will reflect changes in the value of your Annuity and will continue to be subject to an insurance charge.

EXCEPTIONS/REDUCTIONS TO FEES AND CHARGES

We may reduce or eliminate certain fees and charges or alter the manner in which the particular fee or charge is deducted. For example, we may reduce the amount of the CDSC or the length of time it applies, reduce or eliminate the amount of the Annual Maintenance Fee or reduce the portion of the total Insurance Charge that is deducted as an Administration Charge. Generally, these types of changes will be based on a reduction to our sales, maintenance or administrative expenses due to the nature of the individual or group purchasing the Annuity.
Some of the factors we might consider in making such a decision are: (a) the size and type of group; (b) the number of Annuities purchased by an Owner; (c)
the amount of Purchase Payments or likelihood of additional Purchase Payments;
and/or (d) other transactions where sales, maintenance or administrative expenses are likely to be reduced. We will not discriminate unfairly between
Annuity purchasers if and when we reduce the portion of the Insurance Charge attributed to the charge covering administrative costs.

PURCHASING YOUR ANNUITY

WHAT ARE OUR REQUIREMENTS FOR PURCHASING THE ANNUITY?

Initial Purchase Payment: You must make a minimum initial Purchase Payment of
$1,000. However, if you decide to make payments under a systematic investment or
"bank drafting" program, we will accept a lower initial Purchase Payment provided that, within the first Annuity Year, you make at least $1,000 in total
Purchase Payments.

Where allowed by law, initial Purchase Payments in excess of $1,000,000 require our approval prior to acceptance. We may apply certain limitations and/or restrictions on the Annuity as a condition of our acceptance, including limiting the liquidity features or the Death Benefit protection provided under the
Annuity, limiting the right to make additional Purchase Payments, changing the number of transfers allowable under the Annuity or restricting the Sub-accounts that are available. Other limitations and/or restrictions may apply.

Except as noted below, Purchase Payments must be submitted by check drawn on a
U.S. bank, in U.S. dollars, and made payable to American Skandia. Purchase
Payments may also be submitted via 1035 exchange or direct transfer of funds.
Under certain circumstances, Purchase Payments may be transmitted to American
Skandia via wiring funds through your investment professional's broker-dealer firm. Additional Purchase Payments may also be applied to your Annuity under an arrangement called "bank drafting" where you authorize us to deduct money directly from your bank account. We may reject any payment if it is received in an unacceptable form. Our acceptance of a check is subject to our ability to collect funds.

Age Restrictions: The Owner must be age 80 or under as of the Issue Date of the
Annuity. If the Annuity is owned jointly, the oldest of the Owners must be age
80 or under on the Issue Date. If the Annuity is owned by an entity, the
Annuitant must be age 80 or under as of the Issue Date. You should consider your need to access your Account Value and whether the Annuity's liquidity features will satisfy that need. If you take a distribution prior to age 591/2, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain.
The availability of certain optional benefits may vary based on the age of the
Owner on the Issue Date of the Annuity.

Additional Purchase Payments may be made at any time before the Annuity Date as long as the oldest Owner or Annuitant (if the Annuity is entity owned) is not over age 80.

SPECIAL CONSIDERATIONS FOR PURCHASERS OF BONUS OR CREDIT PRODUCTS

|X|  This Annuity features the same Insurance Charge as many of American
     Skandia's other variable annuities and does not charge an additional amount for the XTra CreditSM feature. However, if you make a withdrawal that exceeds the annual free withdrawal amount or choose to surrender your
     Annuity, the contingent deferred sales charge (CDSC) on this Annuity is higher and is deducted for a longer period of time as compared to our other variable annuities. If you expect that you will need to access your Account
     Value during the CDSC period and the liquidity provisions are insufficient to satisfy that need, then this Annuity may be more expensive than other variable annuities.

|X|  The XTra CreditSM amount is included in your Account Value. However,
     American Skandia may take back the original XTra CreditSM amount applied to your Purchase Payment if you die, or elect to withdraw all or a portion of your Account Value under the medically-related waiver provision, within 12 months of having received an XTra CreditSM amount. In either situation, the value of the XTra CreditSM amount could be substantially reduced. However, any investment gain on the XTra CreditSM amount will not be taken back.
     Additional conditions and restrictions apply.

|X|  We offer other annuities where we apply an XTra CreditSM to your annuity with each purchase payment you make. The XTra CreditSM amount we apply to purchase payments on those annuities is initially higher than on this
     Annuity but reduces over time and only applies during the first six annuity years. The total asset-based charges on those annuities are higher during the first 10 years but are lower than this Annuity after the 10th year. The
     CDSC is also higher and is deducted for a longer period of time than on this Annuity; however the CDSC on those annuities applies from the issue date of the annuity, not separately to each purchase payment.

Owner, Annuitant and Beneficiary Designations: On your Application, we will ask you to name the Owner(s), Annuitant and one or more Beneficiaries for your
Annuity.

|X|  Owner: The Owner(s) holds all rights under the Annuity. You may name more than one Owner in which case all ownership rights are held jointly.
     However, this Annuity does not provide a right of survivorship. Refer to the Glossary of Terms for a complete description of the term "Owner."

|X|  Annuitant: The Annuitant is the person we agree to make annuity payments to and upon whose life we continue to make such payments. You must name an
     Annuitant who is a natural person. We do not accept a designation of joint
     Annuitants during the accumulation period. Where allowed by law, you may name one or more Contingent Annuitants. A Contingent Annuitant will become the Annuitant if the Annuitant dies before the Annuity Date. Please refer to the discussion of "Considerations for Contingent Annuitants" in the Tax
     Considerations section of the Prospectus.

|X|  Beneficiary: The Beneficiary is the person(s) or entity you name to receive the death benefit. If no beneficiary is named the death benefit will be paid to you or your estate.

Your right to make certain designations may be limited if your Annuity is to be used as an IRA or other "qualified" investment that is given beneficial tax treatment under the Code. You should seek competent tax advice on the income, estate and gift tax implications of your designations.

MANAGING YOUR ANNUITY

MAY I CHANGE THE OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS?

You may change the Owner, Annuitant and Beneficiary designations by sending us a request in writing. Where allowed by law, such changes will be subject to our acceptance. Some of the changes we will not accept include, but are not limited to:

|X|  a new Owner subsequent to the death of the Owner or the first of any joint
     Owners to die, except where a spouse-Beneficiary has become the Owner as a result of an Owner's death;

|X|  a new Annuitant subsequent to the Annuity Date;

|X|  for "non-qualified" investments, a new Annuitant prior to the Annuity Date if the Annuity is owned by an entity; and

|X|  a change in Beneficiary if the Owner had previously made the designation irrevocable.

SPOUSAL OWNERS/SPOUSAL BENEFICIARIES

If an Annuity is co-owned by spouses, we will assume that the sole primary
Beneficiary is the surviving spouse unless you elect an alternative Beneficiary designation. Unless you elect an alternative Beneficiary designation, upon the death of either spousal Owner, the surviving spouse may elect to assume ownership of the Annuity instead of taking the Death Benefit payment. The Death
Benefit that would have been payable will be the new Account Value of the
Annuity as of the date of due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the beneficiary of the surviving spouse, the new
Account Value will be considered as the initial Purchase Payment. No CDSC will apply to the new Account Value. However, any additional Purchase Payments applied after the date the assumption is effective will be subject to all provisions of the Annuity, including the CDSC when applicable.

SPOUSAL CONTINGENT ANNUITANT

If the Annuity is owned by an entity and the surviving spouse is named as a
Contingent Annuitant, upon the death of the Annuitant, the surviving spouse will become the Annuitant. No Death Benefit is payable upon the death of the
Annuitant. However, the Account Value of the Annuity as of the date of due proof of death of the Annuitant (and any required proof of the spousal relationship)
will reflect the amount that would have been payable had a Death Benefit been paid.

MAY I RETURN THE ANNUITY IF I CHANGE MY MIND?

If after purchasing your Annuity you change your mind and decide that you do not want it, you may return it to us within a certain period of time known as a right to cancel period. This is often referred to as a "free-look." Depending on the state in which you purchased your Annuity and, in some states, if you purchased the Annuity as a replacement for a prior contract, the right to cancel period may be ten (10) days, twenty-one (21) days or longer, measured from the time that you received your Annuity. If you return your Annuity during the applicable period, we will refund your current Account Value plus any tax charge deducted. This amount may be higher or lower than your original Purchase
Payment. Where required by law, we will return your current Account Value or the amount of your initial Purchase Payment, whichever is greater. The same rules may apply to an Annuity that is purchased as an IRA. In any situation where we are required to return the greater of your Purchase Payment or Account Value, we may allocate your Account Value to the AST Money Market Sub-account during the right to cancel period and for a reasonable additional amount of time to allow for delivery of your Annuity. If you return your Annuity, we will not return any
Credits we applied to your Annuity based on your - Purchase Payments.

MAY I MAKE ADDITIONAL PURCHASE PAYMENTS?

The minimum amount that we accept as an additional Purchase Payment is $100 unless you participate in American Skandia's Systematic Investment Plan or a
periodic purchase payment program. We will allocate any additional Purchase
Payments you make according to your most recent allocation instructions, unless you request new allocations when you submit a new Purchase Payment. Additional
Purchase Payments may be paid at any time before the Annuity Date as long as the oldest Owner or Annuitant (if the Annuity is entity owned) is not over age 80.

MAY I MAKE SCHEDULED PAYMENTS DIRECTLY FROM MY BANK ACCOUNT?

You can make additional Purchase Payments to your Annuity by authorizing us to deduct money directly from your bank account and applying it to your Annuity.
This type of program is often called "bank drafting". We call our bank drafting program "American Skandia's Systematic Investment Plan." Purchase Payments made through bank drafting may only be allocated to the variable investment options when applied. Bank drafting allows you to invest in your Annuity with a lower initial Purchase Payment, as long as you authorize payments that will equal at least $1,000 during the first 12 months of your Annuity. We may suspend or cancel bank drafting privileges if sufficient funds are not available from the applicable financial institution on any date that a transaction is scheduled to occur.

MAY I MAKE PURCHASE PAYMENTS THROUGH A SALARY REDUCTION PROGRAM?

These types of programs are only available with certain types of qualified investments. If your employer sponsors such a program, we may agree to accept periodic Purchase Payments through a salary reduction program as long as the allocations are made only to variable investment options and the periodic
Purchase Payments received in the first year total at least $1,000.

MANAGING YOUR ACCOUNT VALUE

HOW AND WHEN ARE PURCHASE PAYMENTS INVESTED?

(See "Valuing Your Investment" for a description of our procedure for pricing initial and subsequent Purchase Payments.)

Initial Purchase Payment: Once we accept your application, we invest your net
Purchase Payment in the Annuity. The net Purchase Payment is your initial
Purchase Payment minus any tax charges that may apply. On your application we ask you to provide us with instructions for allocating your Account Value. You can allocate Account Value to one or more variable investment options or Fixed
Allocations.

In those states where we are required to return your Purchase Payment if you exercise your right to return the Annuity, we initially allocate all amounts that you choose to allocate to the variable investment options to the AST Money
Market Sub-account. At the end of the right to cancel period we will reallocate your Account Value according to your most recent allocation instructions. Where permitted by law, we will allocate your Purchase Payments according to your initial instructions, without temporarily allocating to the AST Money Market
Sub-account. To do this, we will ask that you execute our form called a "return waiver" that authorizes us to allocate your Purchase Payment to your chosen
Sub-accounts immediately. If you submit the "return waiver" and then decide to return your Annuity during the right to cancel period, you will receive your current Account Value, minus the amount of any Credits, which may be more or less than your initial Purchase Payment (see "May I Return the Annuity if I
Change my Mind?").

Subsequent Purchase Payments: We will allocate any additional Purchase Payments you make according to your current allocation instructions. If any rebalancing or asset allocation programs are in effect, the allocation should conform with such a program. We assume that your current allocation instructions are valid for subsequent Purchase Payments until you make a change to those allocations or request new allocations when you submit a new Purchase Payment.

HOW DO I RECEIVE CREDITS?

We apply a "Credit" to your Annuity's Account Value each time you make a
Purchase Payment. The amount of the Credit is payable from our general account.
The amount of the Credit depends on the cumulative amount of Purchase Payments you have made to your Annuity, payable as a percentage of each specific Purchase
Payment, according to the table below:

-------------------------------------------------------- -------------------
Cumulative Purchase Payments                                   Credit
-------------------------------------------------------- -------------------
Between $1,000 and $9,999                                       1.5%
Between $10,000 and $4,999,999                                  4.0%
Greater than $5,000,000                                         5.0%
-------------------------------------------------------- -------------------

Credits Applied to Purchase Payments for Designated Class of Annuity Owner Where
allowed by state law, on Annuities owned by a member of the class defined below, the table of Credits we apply to Purchase Payments is deleted. The Credit applied to all Purchase Payments on such Annuities will be 8.5%.

The designated class of Annuity Owners includes: (a) any parent company, affiliate or subsidiary of ours; (b) an officer, director, employee, retiree, sales representative, or in the case of an affiliated broker-dealer, registered representative of such company; (c) a director, officer or trustee of any underlying mutual fund; (d) a director, officer or employee of any investment manager, sub-advisor, transfer agent, custodian, auditing, legal or administrative services provider that is providing investment management, advisory, transfer agency, custodianship, auditing, legal and/or administrative services to an underlying mutual fund or any affiliate of such firm; (e) a director, officer, employee or registered representative of a broker-dealer or insurance agency that has a then current selling agreement with us and/or with
American Skandia Marketing, Incorporated; (f) a director, officer, employee or authorized representative of any firm providing us or our affiliates with regular legal, actuarial, auditing, underwriting, claims, administrative, computer support, marketing, office or other services; (g) the then current spouse of any such person noted in (b) through (f), above; (h) the parents of any such person noted in (b) through (g), above; (i) the child(ren) or other legal dependent under the age of 21 of any such person noted in (b) through (h)
above; and (j) the siblings of any such persons noted in (b) through (h) above.

All other terms and conditions of the Annuity apply to Owners in the designated class.

You must notify us at the time you apply for an Annuity if you are a member of the designated class. American Skandia is not responsible for monitoring whether you qualify as a member of the designated class. Failure to inform us that you qualify as a member of the designated class may result in your Annuity receiving fewer Credits than would otherwise be applied to your Annuity.

HOW ARE CREDITS APPLIED TO MY ACCOUNT VALUE?

Each Credit is allocated to your Account Value at the time the Purchase Payment is applied to your Account Value. The amount of the Credit is allocated to the investment options in the same ratio as the applicable Purchase Payment is applied.

EXAMPLES OF APPLYING CREDITS

INITIAL PURCHASE PAYMENT

Assume you make an initial Purchase Payment of $2,500. We would apply a 1.5%
Credit to your Purchase Payment and allocate the amount of the Credit ($37.50 =
$2,500 X .015) to your Account Value in the proportion that your Account Value is allocated.

ADDITIONAL PURCHASE PAYMENT (AT SAME BREAKPOINT)

Assume that you make an additional Purchase Payment of $5,000. Because your cumulative Purchase Payments are less than the next breakpoint ($10,000), we would apply a 1.5% Credit to your Purchase Payment and allocate the amount of the Credit ($75.00 = $5,000 X ..015) to your Account Value.

ADDITIONAL PURCHASE PAYMENT (AT HIGHER BREAKPOINT)

Assume that you make an additional Purchase Payment of $400,000. Because your cumulative Purchase Payments are now $407,500 (greater than the next breakpoint), we would apply a 4.0% Credit to your Purchase Payment and allocate the amount of the Credit ($16,000 = $400,000 X .04) to your Account Value.

This Annuity features the same Insurance Charge as many of American Skandia's other variable annuities and does not charge an additional amount for the XTra
CreditSM feature. However, the amount of any Credits applied to your Account
Value can be recovered by American Skandia under certain circumstances:

|X|  any Credits applied to your Account Value on Purchase Payments made within the 12 months before the date of death will be recovered.

|X|  the amount available under the medically-related surrender portion of the
     Annuity will not include the amount of any Credits payable on Purchase
     Payments made within 12 months of the date the Annuitant first became eligible for the medically-related surrender.

|X|  if you elect to "free-look" your Annuity, the amount returned to you will not include the amount of any Credits.

The value of the XTra CreditSM amount will be substantially reduced if American
Skandia recovers the XTra CreditSM amount under these circumstances. However, any investment gain on the XTra CreditSM amount will not be taken back. We do not deduct a CDSC in any situation where we recover the XTra CreditSM amount.

EXAMPLES OF RECOVERING CREDITS

The following are hypothetical examples of how Credits could be recovered by
American Skandia. These examples do not cover every potential situation.

Recovery from payment of Death Benefits

1. Assume you purchase your Annuity with an initial Purchase Payment of $50,000.
You make an additional Purchase of $10,000 in the 6th month after the Issue
Date. Both of the Purchase Payments received a 4.0% Credit, for a total of
$2,400. If the Death Benefit becomes payable in the 9th month after the Issue
Date, the amount of the Death Benefit would be reduced by the entire amount of the prior Credits ($2,400).

2. Assume you purchase your Annuity with an initial Purchase Payment of $50,000.
You make an additional Purchase of $10,000 in the 6th month after the Issue
Date. Both of the Purchase Payments received a 4.0% Credit, for a total of
$2,400. If death occurs in the 16th month after the Issue Date, the amount of the Death Benefit would be reduced but only in the amount of those Credits applied within the previous 12-months. Since the initial Purchase Payment (and the Credits that were applied) occurred more than 12-months before the date of death, the Death Benefit would not be reduced by the amount of the Credits applied to the initial Purchase Payment. However, the $10,000 additional
Purchase Payment was made within 12-months of the date of death. Therefore, the amount of the Death Benefit would be reduced by the amount of the Credits payable on the additional Purchase Payment ($400).

3. NOTE: If the Death Benefit would otherwise have been equal to the Purchase
Payments minus any proportional withdrawals due to poor investment performance, we will not reduce the amount of the Death Benefit by the amount of the Credits as shown in Example 2 above.

RECOVERY FROM MEDICALLY-RELATED SURRENDERS

1. Assume you purchase your Annuity with an initial Purchase Payment of $50,000.
You receive a Credit of $2,000 ($50,000 X .04). The Annuitant is diagnosed as terminally ill in the 6th month after the Issue Date and we grant your request to surrender your Annuity under the medically-related surrender provision.
Assuming the Credits were applied within 12-months of the date of diagnosis of the terminal illness, the amount that would be payable under the medically-related surrender provision would be reduced by the entire amount of the Credits ($2,000).

2. Assume you purchase your Annuity with an initial Purchase Payment of $50,000.
You make an additional Purchase of $10,000 in the 6th month after the Issue
Date. Both of the Purchase Payments received a 4.0% Credit, for a total of
$2,400. The Annuitant is diagnosed as terminally ill in the 16th month after the
Issue Date and we grant your request to surrender your Annuity under the medically-related surrender provision. Since the initial Purchase Payment (and the Credits that were applied) occurred more than 12-months before the diagnosis, the amount that would be payable upon the medically-related surrender provision would not be reduced by the amount of the Credits applied to the initial Purchase Payment. However, the $10,000 additional Purchase Payment was made within 12-months of the date of diagnosis. Therefore, the amount that would be payable under the medically-related surrender provision would be reduced by the amount of the Credits payable on the additional Purchase Payment ($400).

Credits applied to estimated Purchase Payments

Under certain circumstances, we may determine the amount of Credits payable on two or more separate Purchase Payments based on the Credit percentage that would have applied had all such Purchase Payments been made at the same time. To make use of this procedure, often referred to as a "letter of intent", you must provide evidence of your intention to submit the cumulative additional Purchase
Payments within a 13-month period. A letter of intent must be provided to us prior to the Issue Date to be effective. Acceptance of a letter of intent is at our sole discretion and may be subject to restrictions as to the minimum initial
Purchase Payment that must be submitted to receive the next higher breakpoint.

Failure to inform us that you intend to submit two or more Purchase Payments within a 13-month period may result in your Annuity receiving fewer Credits than would otherwise be added to your Annuity.

If you submit a letter of intent and receive Credits on Purchase Payments at a higher Credit percentage than would have applied BUT do not submit the required
Purchase Payments during the 13-month period as required by your letter of intent, we may recover the "excess" Credits. "Excess" Credits are Credits in excess of the Credits that would have been payable without the letter of intent.
If we determine that you have received "excess" Credits, any such amounts will be taken pro-rata from the investment options based on your Account Values as of the date we act to recover the excess. If the amount of the recovery exceeds your then current Surrender Value, we will recover all remaining Account Value and terminate your Annuity.

GENERAL INFORMATION ABOUT CREDITS

|X|  We do not consider Credits to be "investment in the contract" for income tax purposes.

|X|  You may not withdraw the amount of any Credits under the Free Withdrawal provision. The Free Withdrawal provision only applies to withdrawals of
     Purchase Payments.

ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?

During the accumulation period you may transfer Account Value between investment options. Transfers are not subject to taxation on any gain. We currently limit the number of Sub-accounts you can invest in at any one time to twenty (20).
However, you can invest in an unlimited number of Fixed Allocations. We may require a minimum of $500 in each Sub-account you allocate Account Value to at the time of any allocation or transfer. If you request a transfer and, as a result of the transfer, there would be less than $500 in the Sub-account, we may transfer the remaining Account Value in the Sub-account pro rata to the other investment options to which you transferred.

We may impose specific restrictions on financial transactions for certain
Portfolios based on the Portfolio's investment restrictions. Currently, any purchase, redemption or transfer involving the ProFunds VP Sub-accounts must be received by us no later than one hour prior to any announced closing of the applicable securities exchange (generally, 3:00 p.m. Eastern time) to be processed on the current Valuation Day. The "cut-off" time for such financial transactions involving a ProFunds VP Sub-account will be extended to1/2hour prior to any announced closing (generally, 3:30 p.m. Eastern time) for transactions submitted electronically through American Skandia's Internet website (www.americanskandia.com).

Currently, we charge $10.00 for each transfer after the twentieth (20th) in each
Annuity Year, including transfers made as part of any rebalancing, market timing, asset allocation or similar program which you have authorized. Transfers made as part of a dollar cost averaging program do not count toward the twenty free transfer limit. Renewals or transfers of Account Value from a Fixed
Allocation at the end of its Guarantee Period are not subject to the transfer charge. We may reduce the number of free transfers allowable each Annuity Year
(subject to a minimum of eight) without charging a Transfer Fee unless you make use of electronic means to transmit your transfer requests. We may eliminate the
Transfer Fee for transfer requests transmitted electronically or through other means that reduce our processing costs.

We reserve the right to limit the number of transfers in any Annuity Year for all existing or new Owners. We also reserve the right to limit the number of transfers in any Annuity Year or to refuse any transfer request for an Owner or certain Owners if: (a) we believe that excessive trading or a specific transfer request or group of transfer requests may have a detrimental effect on Unit
Values or the share prices of the Portfolios; or (b) we are informed by one or more of the Portfolios that the purchase or redemption of shares must be restricted because of excessive trading or a specific transfer or group of transfers is deemed to have a detrimental effect on the share prices of affected
Portfolios. Without limiting the above, the most likely scenario where either of the above could occur would be if the aggregate amount of a trade or trades represented a relatively large proportion of the total assets of a particular
Portfolio. Under such a circumstance, we will process transfers according to our rules then in effect and provide notice if the transfer request was denied. If a transfer request is denied, a new transfer request may be required.

DO YOU OFFER DOLLAR COST AVERAGING?

Yes. We offer Dollar Cost Averaging during the accumulation period. Dollar Cost
Averaging allows you to systematically transfer an amount each month from one investment option to one or more other investment options. You can choose to transfer earnings only, principal plus earnings or a flat dollar amount. Dollar
Cost Averaging allows you to invest regularly each month, regardless of the current unit value (or price) of the Sub-account(s) you invest in. This enables you to purchase more units when the market price is low and fewer units when the market price is high. This may result in a lower average cost of units over time. However, there is no guarantee that Dollar Cost Averaging will result in a profit or protect against a loss in a declining market. We do not deduct a charge for participating in a Dollar Cost Averaging program.

You must have a minimum Account Value of at least $10,000 to enroll in a Dollar
Cost Averaging program.

You can Dollar Cost Average from variable investment options or Fixed
Allocations. Dollar Cost Averaging from Fixed Allocations is subject to a number of rules that include, but are not limited to the following:

|X|  You may only use Fixed Allocations with Guarantee Periods of 1, 2 or 3 years.

|X|  You may only Dollar Cost Average earnings or principal plus earnings. If transferring principal plus earnings, the program must be designed to last the entire Guarantee Period for the Fixed Allocation.

|X|  Dollar Cost Averaging transfers from Fixed Allocations are not subject to a
     Market Value Adjustment.

NOTE: When a Dollar Cost Averaging program is established from a Fixed
Allocation, the fixed rate of interest we credit to your Account Value is applied to a declining balance due to the transfers of Account Value to the
Sub-accounts during the Guarantee Period. This will reduce the effective rate of return on the Fixed Allocation over the Guarantee Period.

DO YOU OFFER ANY AUTOMATIC REBALANCING PROGRAMS?

Yes. During the accumulation period, we offer automatic rebalancing among the variable investment options you choose. You can choose to have your Account
Value rebalanced quarterly, semi-annually, or annually. On the appropriate date, your variable investment options are rebalanced to the allocation percentages you request. For example, over time the performance of the variable investment options will differ, causing your percentage allocations to shift. With automatic rebalancing, we transfer the appropriate amount from the
"overweighted" Sub-accounts to the "underweighted" Sub-accounts to return your allocations to the percentages you request. If you request a transfer from or into any variable investment option participating in the automatic rebalancing program, we will assume that you wish to change your rebalancing percentages as well, and will automatically adjust the rebalancing percentages in accordance with the transfer unless we receive alternate instructions from you.

You must have a minimum Account Value of at least $10,000 to enroll in automatic rebalancing. All rebalancing transfers made on the same day as part of an automatic rebalancing program are considered as one transfer when counting the number of transfers each year toward the maximum number of free transfers. We do not deduct a charge for participating in an automatic rebalancing program.

DO YOU OFFER ANY ASSET ALLOCATION PROGRAMS?

Yes. During the accumulation period, we offer two different asset allocation programs designed for American Skandia by Morningstar Associates, LLC. Each
program is available to Annuity Owners at no additional charge. Each program is designed as a tool to enable you and your investment professional to develop an asset allocation program that is appropriate for you. Your investment professional will help you to complete an investor questionnaire that will help you and your investment professional to determine whether participating in a program is appropriate for you and to determine your investment style from which you can choose the available model portfolios. We offer one program where you and your investment professional choose from the available Sub-accounts for each asset class in the model portfolio you have chosen based on your answers to the questionnaire. You may change your selected Sub-accounts at any time. We offer a second program where the Sub-accounts for each asset class in each model portfolio are designated based on an objective evaluation of the available
Sub-accounts. If you elect the second program, the selected Sub-accounts within a model portfolio may change periodically. Under both programs, assets allocated to the program are rebalanced on a periodic basis based on suggested changes to the allocation percentages for an asset class within a model portfolio or based on changes in the value of the Sub-accounts. Each asset allocation program is subject to additional limitations and restrictions which are more fully described in the enrollment form for the programs.

Asset allocation is a sophisticated method of diversification which allocates assets among asset classes in order to manage investment risk and enhance returns over the long term. However, asset allocation does not guarantee a profit or protect against a loss. You are not obligated to participate or to invest according to the program recommendations. American Skandia does not intend to provide any personalized investment advice in connection with these programs and you should not rely on these programs as providing individualized investment recommendations to you. The asset allocation programs do not guarantee better investment results. We reserve the right to terminate or change the asset allocation programs at any time. You should consult with your investment professional before electing any asset allocation program.

DO YOU OFFER PROGRAMS DESIGNED TO GUARANTEE A "RETURN OF PREMIUM" AT A FUTURE
DATE?

Yes. We offer two different programs for investors who wish to invest in the variable investment options but also wish to protect their principal, at least as of a specific date in the future. You may not want to use either of these programs if you expect to begin taking annuity payments before the program would be completed.

BALANCED INVESTMENT PROGRAM

We offer a balanced investment program where a portion of your Account Value is allocated to a Fixed Allocation and the remaining Account Value is allocated to the variable investment options that you select. When you enroll in the Balanced
Investment Program, you choose the duration that you wish the program to last.
This determines the duration of the Guarantee Period for the Fixed Allocation.
Based on the fixed rate for the Guarantee Period chosen, we calculate the portion of your Account Value that must be allocated to the Fixed Allocation to grow to a specific "principal amount" (such as your initial Purchase Payment).
We determine the amount based on the rates then in effect for the Guarantee
Period you choose. If you continue the program until the end of the Guarantee
Period and make no withdrawals or transfers, at the end of the Guarantee Period, the Fixed Allocation will have grown to equal the "principal amount".
Withdrawals or transfers from the Fixed Allocation before the end of the
Guarantee Period will terminate the program and may be subject to a Market Value
Adjustment. You can transfer the Account Value that is not allocated to the
Fixed Allocation between any of the Sub-accounts available under the Annuity.
Account Value you allocate to the variable investment options is subject to market fluctuations and may increase or decrease in value. We do not deduct a charge for participating in the Balanced Investment Program.

EXAMPLE

Assume you invest $100,000. You choose a 10-year program and allocate a portion of your Account Value to a Fixed Allocation with a 10-year Guarantee Period. The rate for the 10-year Guarantee Period is 5.33%*. Based on the fixed interest rate for the Guarantee Period chosen, the factor is 0.594948 for determining how much of your Account Value will be allocated to the Fixed Allocation. That means that $59,495 will be allocated to the Fixed Allocation and the remaining Account
Value ($41,505) will be allocated to the variable investment options. Assuming that you do not make any withdrawals from the Fixed Allocation, it will grow to
$100,000 at the end of the Guarantee Period. Of course we cannot predict the value of the remaining Account Value that was allocated to the variable investment options.

*    The rate in this example is hypothetical and may not reflect the current rate for Guarantee Periods of this duration.

GUARANTEED RETURN OPTION (GRO)SM

We also offer a seven-year program where we monitor your Account Value daily and systematically transfer amounts between Fixed Allocations and the variable investment options you choose. American Skandia guarantees that at the end of the seventh (7th) year from commencement of the program (or any program restart date), you will receive no less than your Account Value on the date you elected to participate in the program, including any Credits we applied to your Purchase
Payments ("commencement value"). On the program maturity date, if your Account
Value is below the commencement value, American Skandia will apply additional amounts to your Annuity so that it is equal to commencement value or your
Account Value on the date you elect to restart the program duration. Any amounts added to your Annuity will be applied to the AST Money Market Sub-account, unless you provide us with alternative instructions. We will notify you of any amounts added to your Annuity under the program. We do not consider amounts added to your Annuity to be "investment in the contract" for income tax purposes.

Account Value is only transferred to and maintained in Fixed Allocations to the extent we, in our sole discretion, deem it is necessary to support our guarantee under the program. This differs from the Balanced Investment Program where a set amount is allocated to a Fixed Allocation regardless of the performance of the underlying Sub-accounts. With the Guaranteed Return Option, your Annuity is able to participate in the upside potential of the Sub-accounts while only transferring amounts to Fixed Allocations to protect against significant market downturns. NOTE: If a significant amount of your Account Value is systematically transferred to Fixed Allocations during prolonged market declines, less of your
Account Value may be immediately available to participate in the upside potential of the Sub-accounts if there is a subsequent market recovery.

Each business day we monitor the performance of your Account Value to determine whether it is greater than, equal to or below our "reallocation trigger", described below. Based on the performance of the Sub-accounts in which you choose to allocate your Account Value relative to the reallocation trigger, we may transfer some or all of your Account Value to or from a Fixed Allocation.
You have complete discretion over the allocation of your Account Value that remains allocated in the variable investment options. However, we reserve the right to restrict certain Portfolios if you participate in the program.

|X|  Account Value greater than or equal to reallocation trigger: Your Account
     Value in the variable investment options remains allocated according to your most recent instructions. If a portion of Account Value was previously allocated to a Fixed Allocation, those amounts may be transferred from the
     Fixed Allocation and re-allocated to the variable investment options pro-rata according to your current allocations. A Market Value Adjustment will apply.

|X|  Account Value below reallocation trigger: A portion of your Account Value in the variable investment options is transferred to a new Fixed
     Allocation. These amounts are transferred on a pro-rata basis from the variable investment options. The new Fixed Allocation will have a Guarantee
     Period equal to the remaining duration in the Guaranteed Return Option. The
     Account Value applied to the new Fixed Allocation will be credited with the fixed interest rate then being applied to a new Fixed Allocation of the next higher yearly duration. The Account Value will remain invested in the
     Fixed Allocation until the maturity date of the program unless, at an earlier date, your Account Value is at or above the reallocation trigger and amounts can be transferred to the variable investment options (as described above) while maintaining the guarantee protection under the program.

American Skandia uses an allocation mechanism based on assumptions of expected and maximum market volatility to determine the reallocation trigger. The allocation mechanism is used to determine the allocation of Account Value between Fixed Allocations and the Sub-accounts you choose. American Skandia reserves the right to change the allocation mechanism and the reallocation trigger at its discretion, subject to regulatory approval where required. Any change to the allocation mechanism and/or the reallocation trigger will only apply to programs that begin after the change is effective.

PROGRAM TERMINATION

The Guaranteed Return Option will terminate on its maturity date. You can elect to participate in a new Guaranteed Return Option or re-allocate your Account
Value at that time. Upon termination, any Account Value allocated to the Fixed
Allocations will be transferred to the AST Money Market Sub-account, unless you provide us with alternative instructions.

SPECIAL CONSIDERATIONS UNDER THE GUARANTEED RETURN OPTION

This program is subject to certain rules and restrictions, including, but not limited to the following:

|X|  You may terminate the Guaranteed Return Option at any time. American
     Skandia does not provide any guarantees upon termination of the program.

|X|  Withdrawals from your Annuity while the program is in effect will reduce the guaranteed amount under the program in proportion to your Account Value at the time of the withdrawal. Withdrawals will be subject to all other provisions of the Annuity, including any Contingent Deferred Sales Charge or Market Value Adjustment that would apply.

|X|  Additional Purchase Payments applied to the Annuity while the program is in effect will only increase the amount guaranteed; however, all or a portion of any additional Purchase Payments may be allocated to the Fixed
     Allocations.

|X|  Annuity Owners cannot transfer Account Value to or from a Fixed Allocation while participating in the program and cannot participate in any dollar cost averaging program that transfers Account Value from a Fixed Allocation to the variable investment options.

|X|  Transfers from Fixed Allocations will be subject to the Market Value
     Adjustment formula under the Annuity; however, the 0.10% "cushion" feature of the formula will not apply. A Market Value Adjustment may be either positive or negative. Transfer amounts will be taken from the most recently applied Fixed Allocation.

|X|  Transfers from the Sub-accounts to Fixed Allocations or from Fixed
     Allocations to the Sub-accounts under the program will not count toward the maximum number of free transfers allowable under the Annuity.

|X|  The Guaranteed Return Option will terminate: (a) upon the death of the
     Owner or the Annuitant (in an entity owned contract); and (b) as of the date Account Value is applied to begin annuity payments.

|X|  You can elect to restart the seven (7) year program duration on any anniversary of the Issue Date of the Annuity. The Account Value on the date the restart is effective will become the new commencement value. You can only elect the program once per Annuity Year.

CHARGES UNDER THE PROGRAM

We deduct a charge equal to 0.25% per year to participate in the Guaranteed
Return Option. The annual charge is deducted daily against your Account Value allocated to the Sub-accounts. Account Value allocated to Fixed Allocations under the program is not subject to the charge. The charge is deducted to compensate American Skandia for: (a) the risk that your Account Value on the maturity date of the program is less than the amount guaranteed; and (b)
administration of the program.

Effective November 18, 2002, American Skandia changed the manner in which the annual charge for the Guaranteed Return Option is deducted to the method described above. The annual charge for the Guaranteed Return Option for Owners who elected the benefit between January 23, 2002 and November 15, 2002 and subsequent to November 19, 2002 in those states where the daily deduction of the charge has not been approved, is deducted annually, in arrears, according to the prospectus in effect as of the date the program was elected. Owners who terminate and then re-elect the Guaranteed Return Option or elect to restart the
Guaranteed Return Option at any time after November 18, 2002 will be subject to the charge method described above.

MAY I AUTHORIZE MY INVESTMENT PROFESSIONAL TO MANAGE MY ACCOUNT?

Yes. You may authorize your investment professional to direct the allocation of your Account Value and to request financial transactions between investment options while you are living, subject to our rules. You must contact us immediately if and when you revoke such authority. We will not be responsible for acting on instructions from your investment professional if you fail to inform us that such person's authority has been revoked. We may also suspend, cancel or limit these privileges at any time. We will notify you if we do.

We or an affiliate of ours may provide administrative support to licensed, registered investment professionals or investment advisors who you authorize to make financial transactions on your behalf. These investment professionals may be firms or persons who also are appointed by us as authorized sellers of the
Annuity. However, we do not offer advice about how to allocate your Account
Value under any circumstance. Any investment professionals you engage to provide advice and/or make transfers for you is not acting on our behalf. We are not responsible for any recommendations such investment professionals make, any market timing or asset allocation programs they choose to follow or any specific transfers they make on your behalf.

We may require investment professionals or investment advisors, who are authorized by multiple contract owners to make financial transactions, to enter into an administrative agreement with American Skandia as a condition of our accepting transactions on your behalf. The administrative agreement may impose limitations on the investment professional's or investment advisor's ability to request financial transactions on your behalf. These limitations are intended to minimize the detrimental impact of an investment professional who is in a position to transfer large amounts of money for multiple clients in a particular
Portfolio or type of portfolio or to comply with specific restrictions or limitations imposed by a Portfolio(s) on American Skandia. The administrative agreement may limit the available investment options, require advance notice of large transactions, or impose other trading limitations on your investment professional. Your investment professional will be informed of all such restrictions on an ongoing basis. We may also require that your investment professional transmit all financial transactions using the electronic trading functionality available through our Internet website (www.americanskandia.com).
Limitations that we may impose on your investment professional or investment advisor under the terms of the administrative agreement do not apply to financial transactions requested by an Owner on their own behalf, except as otherwise described in this Prospectus.

HOW DO THE FIXED INVESTMENT OPTIONS WORK?

We credit the fixed interest rate to the Fixed Allocation throughout a set period of time called a "Guarantee Period." Fixed Allocations currently are offered with Guarantee Periods from 1 to 10 years. We may make Fixed Allocations of different durations available in the future, including Fixed Allocations offered exclusively for use with certain optional investment programs. Fixed
Allocations may not be available in all states and may not always be available for all Guarantee Periods depending on market factors and other considerations.

The interest rate credited to a Fixed Allocation is the rate in effect when the
Guarantee Period begins and does not change during the Guarantee Period. The rates are an effective annual rate of interest. We determine the interest rates for the various Guarantee Periods. At the time that we confirm your Fixed
Allocation, we will advise you of the interest rate in effect and the date your
Fixed Allocation matures. We may change the rates we credit new Fixed
Allocations at any time. Any change in interest rate does not affect Fixed
Allocations that were in effect before the date of the change. To inquire as to the current rates for Fixed Allocations, please call 1-800-766-4530.

A Guarantee Period for a Fixed Allocation begins:

|X|  when all or part of a net Purchase Payment is allocated to that particular
     Guarantee Period;

|X|  upon transfer of any of your Account Value to a Fixed Allocation for that particular Guarantee Period; or

|X|  when you "renew" a Fixed Allocation by electing a new Guarantee Period.

To the extent permitted by law, we may establish different interest rates for
Fixed Allocations offered to a class of Owners who choose to participate in various optional investment programs we make available. This may include, but is not limited to, Owners who elect to use Fixed Allocations under a dollar cost averaging program (see "Do You Offer Dollar Cost Averaging?") or a balanced investment program (see "Do you offer programs designed to guarantee a "Return of Premium" at a future date?"). The interest rate credited to Fixed Allocations offered to this class of purchasers may be different than those offered to other purchasers who choose the same Guarantee Period but who do not participate in an optional investment program. Any such program is at our sole discretion.

HOW DO YOU DETERMINE RATES FOR FIXED ALLOCATIONS?

We do not have a specific formula for determining the fixed interest rates for
Fixed Allocations. Generally the interest rates we offer for Fixed Allocations will reflect the investment returns available on the types of investments we make to support our fixed rate guarantees. These investment types may include cash, debt securities guaranteed by the United States government and its agencies and instrumentalities, money market instruments, corporate debt obligations of different durations, private placements, asset-backed obligations and municipal bonds. In determining rates we also consider factors such as the length of the Guarantee Period for the Fixed Allocation, regulatory and tax requirements, liquidity of the markets for the type of investments we make, commissions, administrative and investment expenses, our insurance risks in relation to the Fixed Allocations, general economic trends and competition. Some of these considerations are similar to those we consider in determining the
Insurance Charge that we deduct from Account Value allocated to the
Sub-accounts.

We will credit interest on a new Fixed Allocation in an existing Annuity at a rate not less than the rate we are then crediting to Fixed Allocations for the same Guarantee Period selected by new Annuity purchasers in the same class.

The interest rate we credit for a Fixed Allocation is subject to a minimum.
Please refer to the Statement of Additional Information. In certain states the interest rate may be subject to a minimum under state law or regulation.

HOW DOES THE MARKET VALUE ADJUSTMENT WORK?

If you transfer or withdraw Account Value from a Fixed Allocation more than 30 days before the end of its Guarantee Period, we will adjust the value of your investment based on a formula, called a "Market Value Adjustment" or "MVA". The amount of any Market Value Adjustment can be either positive or negative, depending on the movement of a combination of Strip Yields on Strips and an
Option-adjusted Spread (each as defined below) between the time that you purchase the Fixed Allocation and the time you make a transfer or withdrawal.
The Market Value Adjustment formula compares the combination of Strip Yields for
Strips and the Option-adjusted Spreads as of the date the Guarantee Period began with the combination of Strip Yields for Strips and the Option-adjusted Spreads as of the date the MVA is being calculated. In certain states the amount of any
Market Value Adjustment may be limited under state law or regulation. If your
Annuity is governed by the laws of that state, any Market Value Adjustment that applies will be subject to our rules for complying with such law or regulation.

|X|  "Strips" are a form of security where ownership of the interest portion of
     United States Treasury securities are separated from ownership of the underlying principal amount or corpus.

|X|  "Strip Yields" are the yields payable on coupon Strips of United States
     Treasury securities.

|X|  "Option-adjusted Spread" is the difference between the yields on corporate debt securities (adjusted to disregard options on such securities) and government debt securities of comparable duration. We currently use the
     Merrill Lynch 1 to 10 year Investment Grade Corporate Bond Index of
     Option-adjusted Spreads.

MVA FORMULA

The MVA formula is applied separately to each Fixed Allocation to determine the
Account Value of the Fixed Allocation on a particular date. The formula is as follows:

[(1+I) / (1+J+0.0010)]N/365

where:

I is the Strip Yield as of the start date of the Guarantee Period for coupon
Strips maturing at the end of the applicable Guarantee Period plus the
Option-adjusted Spread. If there are no Strips maturing at that time, we will use the Strip Yield for the Strips maturing as soon as possible after the
Guarantee Period ends.

J is the Strip Yield as of the date the MVA formula is being applied for coupon
Strips maturing at the end of the applicable Guarantee Period plus the
Option-adjusted Spread. If there are no Strips maturing at that time, we will use the Strip Yield for the Strips maturing as soon as possible after the
Guarantee Period ends.

N is the number of days remaining in the original Guarantee Period.

If you surrender your Annuity under the right to cancel provision, the MVA formula is [(1 + I)/(1 + J)]N/365.

MVA EXAMPLES

The following hypothetical examples show the effect of the MVA in determining
Account Value. Assume the following:

|X|  On December 31, 2000, you allocate $50,000 into a Fixed Allocation with a
     Guarantee Period of 5 years (e.g. the Maturity Date is December 31, 2005).

|X|  The Strip Yields for coupon Strips beginning on December 31, 2000 and maturing on December 31, 2005 plus the Option-adjusted Spread is 5.50% (I =
     5.50%).

|X|  You make no withdrawals or transfers until you decided to withdraw the entire Fixed Allocation after exactly three (3) years, therefore 730 days remain before the Maturity Date (N = 730).

EXAMPLE OF POSITIVE MVA

Assume that at the time you request the withdrawal, the Strip Yields for Strips maturing on December 31, 2005 plus the Option-adjusted Spread is 4.00% (J =
4.00%). Based on these assumptions, the MVA would be calculated as follows:

MVA Factor = [(1+I)/(1+J+0.0010)]N/365 = [1.055/1.041]2 = 1.027078 Interim Value
= $57,881.25 Account Value after MVA = Interim Value X MVA Factor = $59,448.56

EXAMPLE OF NEGATIVE MVA

Assume that at the time you request the withdrawal, the Strip Yields for Strips maturing on December 31, 2005 plus the Option-adjusted Spread is 7.00% (J =
7.00%). Based on these assumptions, the MVA would be calculated as follows:

MVA Factor = [(1+I)/(1+J+0.0010)]N/365 = [1.055/1.071)]2 = 0.970345 Interim
Value = $57,881.25 Account Value after MVA = Interim Value X MVA Factor =
$56,164.78.

WHAT HAPPENS WHEN MY GUARANTEE PERIOD MATURES?

The "Maturity Date" for a Fixed Allocation is the last day of the Guarantee
Period. Before the Maturity Date, you may choose to renew the Fixed Allocation for a new Guarantee Period of the same or different length or you may transfer all or part of that Fixed Allocation's Account Value to another Fixed Allocation or to one or more Sub-accounts. We will notify you before the end of the
Guarantee Period about the fixed interest rates that we are currently crediting to all Fixed Allocations that are being offered. The rates being credited to
Fixed Allocations may change before the Maturity Date. We will not charge a MVA if you choose to renew a Fixed Allocation on its Maturity Date or transfer the
Account Value to one or more variable investment options.

If you do not specify how you want a Fixed Allocation to be allocated on its
Maturity Date, we will then transfer the Account Value of the Fixed Allocation to the AST Money Market Sub-account. You can then elect to allocate the Account
Value to any of the Sub-accounts or to a new Fixed Allocation.

ACCESS TO ACCOUNT VALUE

WHAT TYPES OF DISTRIBUTIONS ARE AVAILABLE TO ME?

During the accumulation period you can access your Account Value through Partial
Withdrawals, Systematic Withdrawals, and where required for tax purposes,
Minimum Distributions. You can also surrender your Annuity at any time. We may deduct a portion of the Account Value being withdrawn or surrendered as a CDSC.
The CDSC will be assessed on the amount of Purchase Payments being withdrawn, not on the Account Value at the time of the withdrawal or surrender. If you surrender your Annuity, in addition to any CDSC, we may deduct the Annual
Maintenance Fee, any Tax Charge that applies and the charge for any optional benefits. We may also apply a Market Value Adjustment to any Fixed Allocations.
Certain amounts may be available to you each Annuity Year that are not subject to a CDSC. These are called "Free Withdrawals." In addition, under certain circumstances, we may waive the CDSC for surrenders made for qualified medical reasons or for withdrawals made to satisfy Minimum Distribution requirements.
Unless you notify us differently, withdrawals are taken pro-rata based on the
Account Value in the investment options at the time we receive your withdrawal request. Each of these types of distributions is described more fully below.

ARE THERE TAX IMPLICATIONS FOR DISTRIBUTIONS?
 (For more information, see "Tax Considerations")

DURING THE ACCUMULATION PERIOD

A distribution during the accumulation period is deemed to come first from any
"gain" in your Annuity and second as a return of your "tax basis", if any.
Distributions from your Annuity are generally subject to ordinary income taxation on the amount of any investment gain unless the distribution qualifies as a non-taxable exchange or transfer. If you take a distribution prior to the taxpayer's age 59 1/2, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain. You may wish to consult a professional tax advisor for advice before requesting a distribution.

DURING THE ANNUITIZATION PERIOD

During the annuitization period, a portion of each annuity payment is taxed as ordinary income at the tax rate you are subject to at the time of the payment.
The Code and regulations have "exclusionary rules" that we use to determine what portion of each annuity payment should be treated as a return of any tax basis you have in the Annuity. Once the tax basis in the Annuity has been distributed, the remaining annuity payments are taxable as ordinary income. The tax basis in the Annuity may be based on the tax-basis from a prior contract in the case of a
1035 exchange or other qualifying transfer.

CAN I WITHDRAW A PORTION OF MY ANNUITY?

Yes, you can make a withdrawal during the accumulation period.

|X|  To meet liquidity needs, you can withdraw a limited amount from your
     Annuity during each of Annuity Years 1-8 without a CDSC being applied. We call this the "Free Withdrawal" amount. The Free Withdrawal amount is not available if you choose to surrender your Annuity. Amounts withdrawn as a
     Free Withdrawal do not reduce the amount of CDSC that may apply upon a subsequent withdrawal or surrender of the Annuity. The minimum Free
     Withdrawal you may request is $100.

|X|  You can also make withdrawals in excess of the Free Withdrawal amount. We call this a "Partial Withdrawal." The amount that you may withdraw will depend on the Annuity's Surrender Value. The Surrender Value is equal to your Account Value minus any CDSC, the Annual Maintenance Fee, the Tax
     Charge, any charges for optional benefits and any Market Value Adjustment that may apply to any Fixed Allocations. After any Partial Withdrawal, your
     Annuity must have a Surrender Value of at least $1,000, or we may treat the
     Partial Withdrawal request as a request to fully surrender your Annuity.
     The minimum Partial Withdrawal you may request is $100.

When we determine if a CDSC applies to Partial Withdrawals and Systematic
Withdrawals, we will first determine what, if any, amounts qualify as a Free
Withdrawal. Those amounts are not subject to the CDSC. Partial Withdrawals or
Systematic Withdrawals of amounts greater than the maximum Free Withdrawal amount will be subject to a CDSC.

You may request a withdrawal for an exact dollar amount after deduction of any
CDSC that applies (called a "net withdrawal") or request a gross withdrawal from which we will deduct any CDSC that applies, resulting in less money being payable to you than the amount you requested. If you request a net withdrawal, the amount deducted from your Account Value to pay the CDSC may also be subject to a CDSC.

Partial Withdrawals may also be available following annuitization but only if you choose certain annuity payment options.

To request the forms necessary to make a withdrawal from your Annuity, call
1-800-766-4530 or visit our Internet Website at www.americanskandia.com.

HOW MUCH CAN I WITHDRAW AS A FREE WITHDRAWAL?

ANNUITY YEAR 1-8

The maximum Free Withdrawal amount during each of Annuity Years 1 through 8
(when a CDSC would otherwise apply to a partial withdrawal or surrender of your initial Purchase Payment) is 10% of each Purchase Payment that has been invested in the Annuity for eight years or less. Withdrawals of amounts greater than the maximum Free Withdrawal amount are treated as a withdrawal of Purchase Payments and will be assessed a CDSC. We may apply a Market Value Adjustment to any Fixed
Allocations. The 10% Free Withdrawal amount is not cumulative. If you do not make a Free Withdrawal during an Annuity Year, you are not allowed to carry over the Free Withdrawal amount to the next Annuity Year.

Annuity Year 9+

After Annuity Year 8, the maximum Free Withdrawal amount is the sum of:

|X|  10% of any Purchase Payments applied to your Annuity after the Issue Date to which a CDSC would apply upon a partial withdrawal or surrender.

|X|  100% of your initial Purchase Payment or all Purchase Payments not previously withdrawn to which a CDSC would not apply upon a partial withdrawal or surrender.

|X|  100% of any "growth" in the Annuity.

"Growth" equals the current Account Value minus all Purchase Payments that have not previously been withdrawn. For purposes of this provision, any XTra Credit amount we applied to your Purchase Payments are not considered "growth" and are not available as a Free Withdrawal.

After the 8th Annuity Year, a CDSC will only apply to withdrawals of Purchase
Payments applied to the Annuity after Annuity Year 1 and, for those Purchase
Payments, the CDSC will only apply until the end of the applicable CDSC period.

NOTE: Amounts that you have withdrawn as a Free Withdrawal will not reduce the amount of any CDSC that we deduct if, during the first eight (8) Annuity Years, you make a partial withdrawal or choose to surrender the Annuity. The minimum
Free Withdrawal you may request is $100.

We may reduce or eliminate the amount available as a Free Withdrawal if your
Annuity is used in connection with certain plans that receive special tax treatment under the Code.

EXAMPLES

1. Assume you make an initial Purchase Payment of $10,000 and make no additional
Purchase Payments. The maximum Free Withdrawal amount during each of the first eight Annuity Years would be 10% of $10,000, or $1,000.

2. Assume you make an initial Purchase Payment of $10,000 and make an additional
Purchase Payment of $15,000 in Annuity Year 2. The maximum Free Withdrawal amount during Annuity Year 3 through 8 would be 10% of $25,000, or $2,500. In
Annuity Year 9, the maximum Free Withdrawal amount would be 10% of the $15,000
Purchase Payment applied in Annuity Year 2 ($1,500) plus 100% of the initial
Purchase Payment ($10,000) and any "growth" under the Annuity.

3. Assume you make an initial Purchase Payment of $10,000 and take a Free
Withdrawal of $500 in Annuity Year 2 and $1,000 in Annuity Year 3. If you
surrender your Annuity in Annuity Year 5, the CDSC will be assessed against the initial Purchase Payment amount ($10,000), not the amount of Purchase Payments reduced by the amounts that were withdrawn under the Free Withdrawal provision.

IS THERE A CHARGE FOR A PARTIAL WITHDRAWAL?

A CDSC may be assessed against a Partial Withdrawal during the accumulation period. Whether a CDSC applies and the amount to be charged depends on whether the Partial Withdrawal exceeds any Free Withdrawal amount and, if so, the number of years that have elapsed since the Purchase Payment being withdrawn has been invested in the Annuity.

1. If you request a Partial Withdrawal, we determine if the amount you requested is available as a Free Withdrawal (in which case it would not be subject to a
CDSC);

2. If the amount requested exceeds the available Free Withdrawal amount:

|X|  First, we withdraw the amount from Purchase Payments that have been invested for longer than the CDSC period, if any (with your Annuity, eight
     (8) years);

|X|  Second, we withdraw the remaining amount from the Purchase Payments that are still subject to a CDSC. We withdraw the "oldest" of your Purchase
     Payments first so that the lowest CDSC will apply to the amount withdrawn.
     The maximum Free Withdrawal amount during each of Annuity Years 1 through 8 is 10% of all Purchase Payments. Withdrawals of amounts greater than the maximum Free Withdrawal amount are treated as a withdrawal of Purchase
     Payments and will be assessed a CDSC. If, during Annuity Years 1 through 8, all Purchase Payments are withdrawn subject to a CDSC, then any subsequent withdrawals will be withdrawn from any gain in the Annuity, which may include Credits.

For purposes of calculating the CDSC on a partial withdrawal, the Purchase
Payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior withdrawals under the Free Withdrawal provision or if your Account Value has declined in value due to negative market performance.

3. If the amount requested exceeds the amounts available under Item #2 above, we withdraw the remaining amount from any other Account Value (including Account
Value due to Credits).

CAN I MAKE PERIODIC WITHDRAWALS FROM THE ANNUITY DURING THE ACCUMULATION PERIOD?

Yes. We call these "Systematic Withdrawals." You can receive Systematic
Withdrawals of earnings only, principal plus earnings or a flat dollar amount.
Systematic Withdrawals may be subject to a CDSC. We will determine whether a
CDSC applies and the amount in the same way as we would for a Partial
Withdrawal.

Systematic Withdrawals can be made from Account Value allocated to the variable investment options or Fixed Allocations. Generally, Systematic Withdrawals from
Fixed Allocations are limited to earnings accrued after the program of
Systematic Withdrawals begins, or payments of fixed dollar amounts that do not exceed such earnings. Systematic Withdrawals are available on a monthly, quarterly, semi-annual or annual basis. The Surrender Value of your Annuity must be at least $20,000 before we will allow you to begin a program of Systematic
Withdrawals.

The minimum amount for each Systematic Withdrawal is $100. If any scheduled
Systematic Withdrawal is for less than $100, we may postpone the withdrawal and add the expected amount to the amount that is to be withdrawn on the next scheduled Systematic Withdrawal.

DO YOU OFFER A PROGRAM FOR WITHDRAWALS UNDER SECTION 72(T) OF THE INTERNAL
REVENUE CODE?

Yes. If your Annuity is used as a funding vehicle for certain retirement plans that receive special tax treatment under Sections 401, 403(b) or 408 of the
Code, Section 72(t) of the Code may provide an exception to the 10% penalty tax on distributions made prior to age 59 1/2if you elect to receive distributions as a series of "substantially equal periodic payments". Distributions received under this provision in any Annuity Year that exceed the maximum amount available as a free withdrawal will be subject to a CDSC. We may apply a Market
Value Adjustment to any Fixed Allocations. To request a program that complies with Section 72(t), you must provide us with certain required information in writing on a form acceptable to us. We may require advance notice to allow us to calculate the amount of 72(t) withdrawals. The Surrender Value of your Annuity must be at least $20,000 before we will allow you to begin a program for withdrawals under Section 72(t). The minimum amount for any such withdrawal is
$100.

You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments before age 59 1/2that are not subject to the 10% penalty.

WHAT ARE MINIMUM DISTRIBUTIONS AND WHEN WOULD I NEED TO MAKE THEM?

(See "Tax Considerations" for a further discussion of Minimum Distributions.)

Minimum Distributions are a type of Systematic Withdrawal we allow to meet distribution requirements under Sections 401, 403(b) or 408 of the Code. Under the Code, you may be required to begin receiving periodic amounts from your
Annuity. In such case, we will allow you to make Systematic Withdrawals in amounts that satisfy the minimum distribution rules under the Code. We do not assess a CDSC on Minimum Distributions from your Annuity if you are required by law to take such Minimum Distributions from your Annuity at the time it is taken. However, a CDSC may be assessed on that portion of a Systematic
Withdrawal that is taken to satisfy the minimum distribution requirements in relation to other savings or investment plans under other qualified retirement plans not maintained with American Skandia.

The amount of the required Minimum Distribution for your particular situation may depend on other annuities, savings or investments. We will only calculate the amount of your required Minimum Distribution based on the value of your
Annuity. We require three (3) days advance written notice to calculate and process the amount of your payments. You may elect to have Minimum Distributions paid out monthly, quarterly, semi-annually or annually. The $100 minimum that applies to Systematic Withdrawals does not apply to Minimum Distributions.

You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments and satisfying the Minimum Distribution requirements under the Code.

CAN I SURRENDER MY ANNUITY FOR ITS VALUE?

Yes. During the accumulation period you can surrender your Annuity at any time.
Upon surrender, you will receive the Surrender Value. Upon surrender of your
Annuity, you will no longer have any rights under the Annuity.

For purposes of calculating the CDSC on surrender, the Purchase Payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior withdrawals under the Free Withdrawal provision or if your Account Value has declined in value due to negative market performance. We may apply a Market
Value Adjustment to any Fixed Allocations.

Under certain annuity payment options, you may be allowed to surrender your
Annuity for its then current value.

To request the forms necessary to surrender your Annuity, call 1-800-766-4530 or visit our Internet Website at www.americanskandia.com.

WHAT IS A MEDICALLY-RELATED SURRENDER AND HOW DO I QUALIFY?

Where permitted by law, you may request to surrender your Annuity prior to the
Annuity Date without application of any CDSC upon occurrence of a medically-related "Contingency Event". We may apply a Market Value Adjustment to any Fixed Allocations. The amount payable will be your Account Value minus: (a)
the amount of any Credits applied within 12 months of the applicable
"Contingency Event" as defined below; and (b) the amount of any Credits added in conjunction with any Purchase Payments received after our receipt of your request for a medically-related surrender (i.e. Purchase Payments received at such time pursuant to a salary reduction program.

This waiver of any applicable CDSC is subject to our rules, including but not limited to the following:

|X|  the Annuitant must be named or any change of Annuitant must be accepted by us, prior to the "Contingency Event" described below;

|X|  the Annuitant must be alive as of the date we pay the proceeds of such surrender request;

|X|  if the Owner is one or more natural persons, all such Owners must also be alive at such time;

|X|  we must receive satisfactory proof of the Annuitant's confinement in a
     Medical Care Facility or Fatal Illness in writing on a form satisfactory to us; and

|X|  this benefit is not available if the total Purchase Payments received exceed $500,000 for all annuities issued by us with this benefit where the same person is named as Annuitant.

A "Contingency Event" occurs if the Annuitant is:

|X|  first confined in a "Medical Care Facility" while your Annuity is in force and remains confined for at least 90 days in a row; or

|X|  first diagnosed as having a "Fatal Illness" while your Annuity is in force.

The definitions of "Medical Care Facility" and "Fatal Illness," as well as additional terms and conditions, are provided in your Annuity. Specific details and definitions in relation to this benefit may differ in certain jurisdictions.

WHAT TYPES OF ANNUITY OPTIONS ARE AVAILABLE?

We currently make annuity options available that provide fixed annuity payments, variable payments or adjustable payments. Fixed options provide the same amount with each payment. Variable options generally provide a payment which may increase or decrease depending on the investment performance of the
Sub-accounts. However, currently, we also make a variable payment option that has a guarantee feature. Adjustable options provide a fixed payment that is periodically adjusted based on current interest rates. We do not guarantee to make any annuity payment options available in the future. For additional information on annuity payment options you may request a Statement of Additional
Information.

When you purchase an Annuity, or at a later date, you may choose an Annuity
Date, an annuity option and the frequency of annuity payments. You may change your choices before the Annuity Date under the terms of your contract. A maximum
Annuity Date may be required by law. The Annuity Date may depend on the annuity option you choose. Certain annuity options may not be available depending on the age of the Annuitant. You may not annuitize and receive annuity payments within the first Annuity Year.

Certain of these annuity options may be available to Beneficiaries who choose to receive the Death Benefit proceeds as a series of payments instead of a lump sum payment.

OPTION 1

Payments for Life: Under this option, income is payable periodically until the death of the "key life". The "key life" (as used in this section) is the person or persons upon whose life annuity payments are based. No additional annuity payments are made after the death of the key life. Since no minimum number of payments is guaranteed, this option offers the largest amount of periodic payments of the life contingent annuity options. It is possible that only one payment will be payable if the death of the key life occurs before the date the second payment was due, and no other payments nor death benefits would be payable. This Option is currently available on a fixed or variable basis. Under this option, you cannot make a partial or full surrender of the annuity.

OPTION 2

Payments Based on Joint Lives: Under this option, income is payable periodically during the joint lifetime of two key lives, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the survivor's death. No minimum number of payments is guaranteed under this option. It is possible that only one payment will be payable if the death of all the key lives occurs before the date the second payment was due, and no other payments or death benefits would be payable. This Option is currently available on a fixed or variable basis. Under this option, you cannot make a partial or full surrender of the annuity.

OPTION 3

Payments for Life with a Certain Period: Under this option, income is payable until the death of the key life. However, if the key life dies before the end of the period selected (5, 10 or 15 years), the remaining payments are paid to the
Beneficiary until the end of such period. This Option is currently available on a fixed or variable basis. If you elect to receive payments on a variable basis under this option, you can request partial or full surrender of the annuity and receive its then current cash value (if any) subject to our rules.

OPTION 4

Fixed Payments for a Certain Period: Under this option, income is payable periodically for a specified number of years. If the payee dies before the end of the specified number of years, the remaining payments are paid to the
Beneficiary until the end of such period. Note that under this option, payments are not based on any assumptions of life expectancy. Therefore, that portion of the Insurance Charge assessed to cover the risk that key lives outlive our expectations provides no benefit to an Owner selecting this option. Under this option, you cannot make a partial or full surrender of the annuity.

OPTION 5

Variable Payments for Life with a Cash Value: Under this option, benefits are payable periodically until the death of the key life. Benefits may increase or decrease depending on the investment performance of the Sub-accounts. This option has a cash value that also varies with the investment performance of the
Sub-account. The cash value provides a "cushion" from volatile investment performance so that negative investment performance does not automatically result in a decrease in the annuity payment each month, and positive investment performance does not automatically result in an increase in the annuity payment each month. The cushion generally "stabilizes" monthly annuity payments. Any cash value remaining on the death of the key life is paid to the Beneficiary in a lump sum or as periodic payments. Under this option, you can request partial or full surrender of the annuity and receive its then current cash value (if any) subject to our rules.

OPTION 6

Variable Payments for Life with a Cash Value and Guarantee: Under this option, benefits are payable as described in Option 5; except that, while the key life is alive, the annuity payment will not be less than a guaranteed amount, which generally is equal to the first annuity payment. We charge an additional amount for this guarantee. Under this option, any cash value remaining on the death of the key life is paid to the Beneficiary in a lump sum or as periodic payments.
Under this option, you can request partial or full surrender of the annuity and receive its then current cash value (if any) subject to our rules.

We may make additional annuity payment options available in the future.

HOW AND WHEN DO I CHOOSE THE ANNUITY PAYMENT OPTION?

Unless prohibited by law, we require that you elect either a life annuity or an annuity with a certain period of at least 5 years if any CDSC would apply were you to surrender your Annuity on the Annuity Date. Therefore, making a purchase payment within eight years of the Annuity Date limits your annuity payment options. Certain annuity payment options may not be available if your Annuity
Date occurs during the period that a CDSC would apply.

If you have not provided us with your Annuity Date or annuity payment option in writing, then:

|X|  the Annuity Date will be the first day of the calendar month following the later of the Annuitant's 85th birthday or the fifth anniversary of our receipt of your request to purchase an Annuity; and

|X|  the annuity payments, where allowed by law, will be calculated on a fixed basis under Option 3, Payments for Life with 10 years certain.

HOW ARE ANNUITY PAYMENTS CALCULATED?

FIXED ANNUITY PAYMENTS (OPTIONS 1-4)

If you choose to receive fixed annuity payments, you will receive equal fixed-dollar payments throughout the period you select. The amount of the fixed payment will vary depending on the annuity payment option and payment frequency you select. Generally, the first annuity payment is determined by multiplying the Account Value, minus any state premium taxes that may apply, by the factor determined from our table of annuity rates. The table of annuity rates differs based on the type of annuity chosen and the frequency of payment selected. Our rates will not be less than our guaranteed minimum rates. These guaranteed minimum rates are derived from the a2000 Individual Annuity Mortality Table with an assumed interest rate of 3% per annum. Where required by law or regulation, such annuity table will have rates that do not differ according to the gender of the key life. Otherwise, the rates will differ according to the gender of the key life.

VARIABLE ANNUITY PAYMENTS

We offer three different types of variable annuity payment options. The first annuity payment will be calculated based upon the assumed investment return
("AIR"). You select the AIR before we start to make annuity payments. You will not receive annuity payments until you choose an AIR. The remaining annuity payments will fluctuate based on the performance of the Sub-accounts relative to the AIR, as well as, other factors described below. The greater the AIR, the greater the first annuity payment. A higher AIR may result in smaller potential growth in the annuity payments. A lower AIR results in a lower initial annuity payment. Within payment options 1-3, if the Sub-accounts you choose perform exactly the same as the AIR, then subsequent annuity payments will be the same as the first annuity payment. If the Sub-accounts you choose perform better than the AIR, then subsequent annuity payments will be higher than the first annuity payment. If the Sub-accounts you choose perform worse than the AIR, then subsequent annuity payments will be lower than the first. Within payment options
5 and 6, the cash value for the Annuitant (while alive) and a variable period of time during which annuity payments will be made whether or not the Annuitant is still alive are adjusted based on the performance of the Sub-accounts relative to the AIR; however, subsequent annuity payments do not always increase or decrease based on the performance of the Sub-accounts relative to the AIR.

|X|  VARIABLE PAYMENTS (OPTIONS 1-3)

We calculate each annuity payment amount by multiplying the number of units scheduled to be redeemed under a schedule of units for each Sub-account by the
Unit Value of each Sub-account on the annuity payment date. We determine the schedule of units based on your Account Value (minus any premium tax that applies) at the time you elect to begin receiving annuity payments. The schedule of units will vary based on the annuity payment option selected, the length of any certain period (if applicable), the Annuitant's age and gender (if annuity payments are due for the life of the Annuitant) and the Unit Value of the
Sub-accounts you initially selected on the Issue Date. The calculation is performed for each Sub-account, and the sum of the Sub-account calculations equals the amount of your annuity payment. Other than to fund annuity payments, the number of units allocated to each Sub-account will not change unless you transfer among the Sub-accounts or make a withdrawal (if allowed). You can select one of three AIRs for these options: 3%, 5% or 7%.

|X|  STABILIZED VARIABLE PAYMENTS (OPTION 5)

This option provides guaranteed payments for life, a cash value for the
Annuitant (while alive) and a variable period of time during which annuity payments will be made whether or not the Annuitant is still alive. We calculate the initial

annuity payment amount by multiplying the number of units scheduled to be redeemed under a schedule of units by the Unit Values determined on the annuitization date. The schedule of units is established for each Sub-account you choose on the annuitization date based on the applicable benchmark rate, meaning the AIR, and the annuity factors. The annuity factors reflect our assumptions regarding the costs we expect to bear in guaranteeing payments for the lives of the Annuitant and will depend on the benchmark rate, the annuitant's attained age and gender (where permitted). Unlike variable payments
(described above) where each payment can vary based on Sub-account performance, this payment option cushions the immediate impact of Sub-account performance by adjusting the length of the time during which annuity payments will be made whether or not the Annuitant is alive while generally maintaining a level annuity payment amount. Sub-account performance that exceeds a benchmark rate will generally extend this time period, while Sub-account performance that is less than a benchmark rate will generally shorten the period. If the period reaches zero and the Annuitant is still alive, Annuity Payments continue, however, the annuity payment amount will vary depending on Sub-account performance, similar to conventional variable payments. The AIR for this option is 4%.

|X|  STABILIZED VARIABLE PAYMENTS WITH A GUARANTEED MINIMUM (OPTION 6)

This option provides guaranteed payments for life in the same manner as
Stabilized Variable Payments (described above). In addition to the stabilization feature, this option also guarantees that variable annuity payments will not be less than the initial annuity payment amount regardless of Sub-account performance. The AIR for this option is 3%.

The variable annuity payment options are described in greater detail in a separate prospectus which will be provided to you at the time you elect one of the variable annuity payment options.

ADJUSTABLE ANNUITY PAYMENTS

We may make an adjustable annuity payment option available. Adjustable annuity payments are calculated similarly to fixed annuity payments except that on every fifth (5th) anniversary of receiving annuity payments, the annuity payment amount is adjusted upward or downward depending on the rate we are currently crediting to annuity payments. The adjustment in the annuity payment amount does not affect the duration of remaining annuity payments, only the amount of each payment.

DEATH BENEFIT

WHAT TRIGGERS THE PAYMENT OF A DEATH BENEFIT?

The Annuity provides a Death Benefit during its accumulation period. If the
Annuity is owned by one or more natural persons, the Death Benefit is payable upon the first death of an Owner. If the Annuity is owned by an entity, the
Death Benefit is payable upon the Annuitant's death, if there is no Contingent
Annuitant. If a Contingent Annuitant was designated before the Annuitant's death and the Annuitant dies, then the Contingent Annuitant becomes the Annuitant and a Death Benefit will not be paid at that time. The person upon whose death the
Death Benefit is paid is referred to below as the "decedent."

BASIC DEATH BENEFIT

The Annuity provides a basic Death Benefit at no additional charge. The
Insurance Charge we deduct daily from your Account Value allocated to the
Sub-accounts is used, in part, to pay us for the risk we assume in providing the basic Death Benefit guarantee under the Annuity. The Annuity also offers two different optional Death Benefits. Either benefit can be purchased for an additional charge. The additional charge is deducted to compensate American
Skandia for providing increased insurance protection under the optional Death
Benefits. Notwithstanding the additional protection provided under the optional
Death Benefits, the additional cost has the impact of reducing the net performance of the investment options. Under certain circumstances, your Death
Benefit may be reduced by the amount of any Credits we applied to your Purchase
Payments. (see "How are Credits Applied to My Account Value")

The basic Death Benefit is the greater of:

|X|  The sum of all Purchase Payments less the sum of all proportional withdrawals.

|X|  The sum of your Account Value in the variable investment options and your
     Interim Value in the Fixed Allocations, less the amount of any Credits applied within 12-months prior to the date of death.

"Proportional withdrawals" are determined by calculating the percentage of your
Account Value that each prior withdrawal represented when withdrawn. For example, a withdrawal of 50% of Account Value would be considered as a 50%
reduction in Purchase Payments for purposes of calculating the basic Death
Benefit.

OPTIONAL DEATH BENEFITS

Two optional Death Benefits are offered for purchase with your Annuity to provide an enhanced level of protection for your beneficiaries.

Currently, these benefits are only offered and must be elected at the time that you purchase your Annuity. We may, at a later date, allow existing Annuity
Owners to purchase either of the optional Death Benefits subject to our rules and any changes or restrictions in the benefits. Certain terms and conditions may differ if you purchase your Annuity as part of an exchange, replacement or transfer, in whole or in part, from any other Annuity we issue.

ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT

The Enhanced Beneficiary Protection Optional Death Benefit can provide additional amounts to your Beneficiary that may be used to offset federal and state taxes payable on any taxable gains in your Annuity at the time of your death. Whether this benefit is appropriate for you may depend on your particular circumstances, including other financial resources that may be available to your
Beneficiary to pay taxes on your Annuity should you die during the accumulation period. No benefit is payable if death occurs on or after the Annuity Date.

The Enhanced Beneficiary Protection Optional Death Benefit provides a benefit that is payable in addition to the basic Death Benefit. If the Annuity has one
Owner, the Owner must be age 75 or less at the time the benefit is purchased. If the Annuity has joint Owners, the oldest Owner must be age 75 or less. If the
Annuity is owned by an entity, the Annuitant must be age 75 or less.

Calculation of Enhanced Beneficiary Protection Optional Death Benefit If you
purchase the Enhanced Beneficiary Protection Optional Death Benefit, the Death
Benefit is calculated as follows:

1. the basic Death Benefit described above;

PLUS

2. 40% of your "Growth" under the Annuity, as defined below.

The amount calculated in Items 1 & 2 above may be reduced by any Credits under certain circumstances.

"Growth" means the sum of your Account Value in the variable investment options and your Interim Value in the Fixed Allocations, minus the total of all Purchase
Payments reduced by the sum of all proportional withdrawals.

"Proportional withdrawals" are determined by calculating the percentage of your
Account Value that each prior withdrawal represented when withdrawn.

The Enhanced Beneficiary Protection Optional Death Benefit is subject to a maximum of 100% of all Purchase Payments applied to the Annuity at least 12 months prior to the death of the decedent that triggers the payment of the Death
Benefit.

The Enhanced Beneficiary Protection Optional Death Benefit described above is currently being offered in those jurisdictions where we have received regulatory approval. Certain terms and conditions may differ between jurisdictions once approved. Please see Appendix F for a description of the Enhanced Beneficiary
Protection Optional Death Benefit offered before November 18, 2002 in those jurisdictions where we received regulatory approval. Please refer to the section entitled "Tax Considerations" for a discussion of special tax considerations for purchasers of this benefit.

See Appendix C for examples of how the Enhanced Beneficiary Protection Optional
Death Benefit is calculated.

HIGHEST ANNIVERSARY VALUE DEATH BENEFIT

If the Annuity has one Owner, the Owner must be age 79 or less at the time
Highest Anniversary Value Optional Death Benefit is purchased. If the Annuity has joint Owners, the oldest Owner must be age 79 or less. If the Annuity is owned by an entity, the Annuitant must be age 79 or less.

Certain of the Portfolios offered as Sub-accounts under the Annuity are not available if you elect the Highest Anniversary Value Death Benefit.

KEY TERMS USED WITH THE HIGHEST ANNIVERSARY VALUE DEATH BENEFIT

|X|  The Death Benefit Target Date is the contract anniversary on or after the
     80th birthday of the current Owner, the oldest of either joint Owner or the
     Annuitant, if entity owned.

|X|  The Highest Anniversary Value equals the highest of all previous
     "Anniversary Value" less proportional withdrawals since such anniversary and plus any Purchase Payments since such anniversary.

|X|  The Anniversary Value is the Account Value as of each anniversary of the
     Issue Date of the Annuity. The Anniversary Value on the Issue Date is equal to your Purchase Payment.

|X|  Proportional withdrawals result in a reduction to the Highest Anniversary
     Value by reducing such value in the same proportion as the Account Value was reduced by the withdrawal as of the date the withdrawal occurred. For example, if your Highest Anniversary Value is $125,000 and you subsequently withdraw $10,000 at a time when your Account Value is equal to $100,000 (a
     10% reduction), when calculating the optional Death Benefit we will reduce your Highest Anniversary Value ($125,000) by 10% or $12,500.

CALCULATION OF HIGHEST ANNIVERSARY VALUE DEATH BENEFIT

The Highest Anniversary Value Death Benefit depends on whether death occurs before or after the Death Benefit Target Date.

If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greater of:

1. the basic Death Benefit described above; and

2. the Highest Anniversary Value as of the Owner's date of death.

If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:

1. the basic Death Benefit described above; and

2. the Highest Anniversary Value on the Death Benefit Target Date plus the sum of all Purchase Payments less the sum of all proportional withdrawals since the
Death Benefit Target Date.

The amount determined by this calculation is increased by any Purchase Payments received after the Owner's date of death and decreased by any proportional withdrawals since such date. The amount calculated in Items 1 & 2 above (both before, and on or after the Death Benefit Target Date) may be reduced by any
Credits under certain circumstances.

The Highest Anniversary Value Death Benefit described above is currently being offered in those jurisdictions where we have received regulatory approval.
Certain terms and conditions may differ between jurisdictions once approved.
Please see Appendix F for a description of the Guaranteed Minimum Death Benefit offered before November 18, 2002 in those jurisdictions where we received regulatory approval.

See Appendix C for examples of how the Highest Anniversary Value Death Benefit is calculated.

Annuities with joint Owners

For Annuities with Joint Owners, the Death Benefit is calculated as shown above except that the age of the oldest of the Joint Owners is used to determine the
Death Benefit Target Date. NOTE: If you and your spouse own the Annuity jointly, we will pay the Death Benefit to the Beneficiary. If the sole primary
Beneficiary is the surviving spouse, then the surviving spouse can elect to assume ownership of the Annuity and continue the contract instead of receiving the Death Benefit.

Annuities owned by entities

For Annuities owned by an entity, the Death Benefit is calculated as shown above except that the age of the Annuitant is used to determine the Death Benefit
Target Date. Payment of the Death Benefit is based on the death of the Annuitant
(or Contingent Annuitant, if applicable).

Can I terminate the optional Death Benefits? Do the optional Death Benefits terminate under other circumstances? You can terminate the Enhanced Beneficiary
Protection Optional Death Benefit and Highest Anniversary Value Optional Death
Benefit at any time. Both optional Death Benefits will terminate automatically on the Annuity Date. We may also terminate any optional Death Benefit if necessary to comply with our interpretation of the Code and applicable regulations.

What are the charges for the optional Death Benefits?

We deduct a charge equal to 0.25% per year, respectively, if you elect the
Highest Anniversary Value Optional Death Benefit or the Enhanced Beneficiary
Protection Optional Death Benefit. If you elect both optional Death Benefits, the total charge is equal to 0.50% per year. We deduct the charge to compensate
American Skandia for providing increased insurance protection under the optional
Death Benefit. The additional annual charge is deducted daily against your
Account Value allocated to the Sub-accounts.

Please refer to the section entitled "Tax Considerations" for additional considerations in relation to the optional Death Benefit.

AMERICAN SKANDIA'S ANNUITY REWARDS

What is the Annuity Rewards benefit?

The Annuity Rewards benefit offers Owners the ability to capture any market gains since the Issue Date of their Annuity as an enhancement to their current
Death Benefit so their Beneficiaries will not receive less than the Annuity's value as of the date the Owner elects the benefit. Under the Annuity Rewards benefit, American Skandia guarantees that the Death Benefit will not be less than:

your Account Value in the variable investment options plus the Interim Value in any Fixed Allocations as of the effective date of the Owner's election

MINUS any proportional withdrawals* following the date of election PLUS any additional Purchase Payments applied to the Annuity following the date of election.

*    "Proportional withdrawals" are determined by calculating the percentage of the Account Value that each withdrawal represented when withdrawn. For example, a withdrawal of 50% of your Account Value would be treated as a
     50% reduction in the amount payable under the Death Benefit.

The Annuity Rewards Death Benefit enhancement does not affect the basic Death
Benefit calculation or any Optional Death Benefits available under the Annuity.
If the Death Benefit amount payable under your Annuity's basic Death Benefit or any Optional Death Benefits you purchase is greater than the enhanced Death
Benefit under the Annuity Rewards benefit on the date the Death Benefit is calculated, your Beneficiary will receive the higher amount.

Who is eligible for the Annuity Rewards benefit?

Owners can elect the Annuity Rewards Death Benefit enhancement following the eighth (8th) anniversary of the Annuity's Issue Date. However, the election is subject to the requirement that their Account Value on the election date is greater than the amount that would be payable to their Beneficiary under the
Death Benefit provided under the Annuity as of the election date (including any amounts payable under the Highest Anniversary Value Death Benefit). If an Owner
is ineligible when he or she applies for the optional benefit, the Owner can elect the Annuity Rewards Death Benefit enhancement on any subsequent date if they otherwise qualify. The election must occur before annuity payments begin.
An Owner can only elect the Annuity Rewards Death Benefit enhancement once.
There is no additional charge for electing the Annuity Rewards Death Benefit enhancement.

PAYMENT OF DEATH BENEFITS

PAYMENT OF DEATH BENEFIT TO BENEFICIARY

Except in the case of a spousal Beneficiary, in the event of your death, the death benefit must be distributed:

|X|  as a lump sum amount at any time within five (5) years of the date of death; or

|X|  as a series of annuity payments not extending beyond the life expectancy of the Beneficiary or over the life of the Beneficiary. Payments under this option must begin within one year of the date of death.

Unless you have made an election prior to death benefit proceeds becoming due, a
Beneficiary can elect to receive the Death Benefit proceeds as a series of fixed annuity payments (annuity payment options 1-4) or as a series of variable annuity payments (annuity payment options 1-3 or 5 and 6). See the section entitled "What Types of Annuity Options are Available."

SPOUSAL BENEFICIARY - ASSUMPTION OF ANNUITY

You may name your spouse as your Beneficiary. If you and your spouse own the
Annuity jointly, we assume that the sole primary Beneficiary will be the surviving spouse unless you elect an alternative Beneficiary designation. Unless you elect an alternative Beneficiary designation, the spouse Beneficiary may elect to assume ownership of the Annuity instead of taking the Death Benefit payment. Any Death Benefit (including any optional Death Benefits) that would have been payable to the Beneficiary will become the new Account Value as of the date we receive due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the surviving spouse, the new Account Value will be considered as the initial Purchase Payment. No CDSC will apply to the new
Account Value. However, any additional Purchase Payments applied after the date the assumption is effective will be subject to all provisions of the Annuity, including any CDSC that may apply to the additional Purchase Payments.

See the section entitled "Managing Your Annuity - Spousal Contingent Annuitant"
for a discussion of the treatment of a spousal Contingent Annuitant in the case of the death of the Annuitant in an entity owned Annuity.

IRA BENEFICIARY CONTINUATION OPTION

The Code provides for alternative death benefit payment options when an Annuity is used as an IRA, 403(b) or other "qualified investment" that requires Minimum
Distributions. Upon the Owner's death under an IRA, 403(b) or other "qualified investment", a Beneficiary may generally elect to continue the Annuity and receive Minimum Distributions under the Annuity instead of receiving the death benefit in a single payment. The available payment options will depend on whether the Owner died on or before the date he or she was required to begin receiving Minimum Distributions under the Code and whether the Beneficiary is the surviving spouse.

|X|  If death occurs before the date Minimum Distributions must begin under the
     Code, the Death Benefit can be paid out in either a lump sum, within five years from the date of death, or over the life or life expectancy of the designated Beneficiary (as long as payments begin by December 31st of the year following the year of death). However, if the spouse is the
     Beneficiary, the Death Benefit can be paid out over the life or life expectancy of the spouse with such payments beginning no earlier than
     December 31st of the year following the year of death or December 31st of the year in which the deceased would have reached age 70 1/2, which ever is later.

|X|  If death occurs after the date Minimum Distributions must begin under the
     Code, the Death Benefit must be paid out at least as rapidly as under the method then in effect.

A Beneficiary has the flexibility to take out more each year than required under the Minimum Distribution rules. Until withdrawn, amounts in an IRA, 403(b) or other "qualified investment" continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the Minimum
Distribution rules, are subject to tax. You may wish to consult a professional tax advisor for tax advice as to your particular situation. See the section entitled "How are Distributions From Qualified Contracts Taxed? - Minimum
Distributions after age 70 1/2."

Upon election of this IRA Beneficiary Continuation option:

|X|  the Annuity contract will be continued in the Owner's name, for the benefit of the Beneficiary.

|X|  the Account Value will be equal to any Death Benefit (including any optional Death Benefit) that would have been payable to the Beneficiary if they had taken a lump sum distribution.

|X|  the Beneficiary may request transfers among Sub-accounts, subject to the same limitations and restrictions that applied to the Owner. NOTE: The
     Sub-accounts offered under the IRA Beneficiary Continuation option may be limited.

|X|  no additional Purchase Payments can be applied to the Annuity.

|X|  the basic Death Benefit and any optional Death Benefits elected by the
     Owner will no longer apply to the Beneficiary.

|X|  the Beneficiary can request a withdrawal of all or a portion of the Account
     Value at any time without application of a CDSC.

|X|  upon the death of the Beneficiary, any remaining Account Value will be paid in a lump sum to the person(s) named by the Beneficiary.

|X|  all amounts in the Annuity must be paid out to the Beneficiary according to the Minimum Distribution rules described above.

Please contact American Skandia for additional information on the availability, restrictions and limitations that will apply to a Beneficiary under the IRA
Beneficiary Continuation option.

Are there any exceptions to these rules for paying the Death Benefit?

Yes, there are exceptions that apply no matter how your Death Benefit is calculated. There are exceptions to the Death Benefit if the decedent was not the Owner or Annuitant as of the Issue Date and did not become the Owner or
Annuitant due to the prior Owner's or Annuitant's death. Any Death Benefit
(including either optional Death Benefit) that applies will be suspended for a two-year period from the date he or she first became Owner or Annuitant. After the two-year suspension period is completed, the Death Benefit is the same as if this person had been an Owner or Annuitant on the Issue Date.

When do you determine the Death Benefit?

We determine the amount of the Death Benefit as of the date we receive "due proof of death", any instructions we require to determine the method of payment and any other written representations we require to determine the proper payment of the Death Benefit to all Beneficiaries. "Due proof of death" may include a certified copy of a death certificate, a certified copy of a decree of a court of competent jurisdiction as to the finding of death or other satisfactory proof of death. Upon our receipt of "due proof of death" we automatically transfer the
Death Benefit to the AST Money Market Sub-account until we further determine the universe of eligible Beneficiaries. Once the universe of eligible Beneficiaries has been determined each eligible Beneficiary may allocate his or her eligible share of the Death Benefit to the Sub-accounts according to our rules.

Each Beneficiary must make an election as to the method they wish to receive their portion of the Death Benefit. Absent an election of a Death Benefit payment method, no Death Benefit can be paid to the Beneficiary. We may require written acknowledgment of all named Beneficiaries before we can pay the Death
Benefit. During the period from the date of death until we receive all required paper work, the amount of the Death Benefit may be subject to market fluctuations.

VALUING YOUR INVESTMENT

HOW IS MY ACCOUNT VALUE DETERMINED?

During the accumulation period, the Annuity has an Account Value. The Account
Value is determined separately for each Sub-account allocation and for each
Fixed Allocation. The Account Value is the sum of the values of each Sub-account allocation and the value of each Fixed Allocation. The Account Value does not reflect any CDSC that may apply to a withdrawal or surrender. The Account Value includes any Credits we applied to your Purchase Payments that we are entitled to recover under certain circumstances. When determining the Account Value on any day other than 30 days prior to a Fixed Allocation's Maturity Date, the
Account Value may include any Market Value Adjustment that would apply to a
Fixed Allocation (if withdrawn or transferred) on that day.

WHAT IS THE SURRENDER VALUE OF MY ANNUITY?

The Surrender Value of your Annuity is the value available to you on any day during the accumulation period. The Surrender Value is equal to your Account
Value minus any CDSC, the Annual Maintenance Fee and the charge for any optional benefits. The Surrender Value will also include any Market Value Adjustment that may apply.

HOW AND WHEN DO YOU VALUE THE SUB-ACCOUNTS?

When you allocate Account Value to a Sub-account, you are purchasing units of the Sub-account. Each Sub-account invests exclusively in shares of an underlying
Portfolio. The value of the Units fluctuates with the market fluctuations of the
Portfolios. The value of the Units also reflects the daily accrual for the
Insurance Charge and if you elected one or more optional benefits whose annual charge is deducted daily, the additional charge made for such benefits. There may be several different Unit Prices for each Sub-account to reflect the
Insurance Charge and the charges for any optional benefits. The Unit Price for the Units you purchase will be based on the total charges for the benefits that apply to your Annuity. See the section entitled "What Happens to My Units When
There is a Change in Daily Asset-Based Charges?" for a detailed discussion of how Units are purchased and redeemed to reflect changes in the daily charges that apply to your Annuity.

Each Valuation Day, we determine the price for a Unit of each Sub-account, called the "Unit Price." The Unit Price is used for determining the value of transactions involving Units of the Sub-accounts. We determine the number of
Units involved in any transaction by dividing the dollar value of the transaction by the Unit Price of the Sub-account as of the Valuation Day.

EXAMPLE

Assume you allocate $5,000 to a Sub-account. On the Valuation Day you make the allocation, the Unit Price is $14.83. Your $5,000 buys 337.154 Units of the
Sub-account. Assume that later, you wish to transfer $3,000 of your Account
Value out of that Sub-account and into another Sub-account. On the Valuation Day you request the transfer, the Unit Price of the original Sub-account has increased to $16.79. To transfer $3,000, we sell 178.677 Units at the current
Unit Price, leaving you 158.477 Units. We then buy $3,000 of Units of the new
Sub-account at the Unit Price of $17.83. You would then have 168.255 Units of the new Sub-account.

HOW DO YOU VALUE FIXED ALLOCATIONS?

During the Guarantee Period, we use the concept of an Interim Value. The Interim
Value can be calculated on any day and is equal to the initial value allocated to a Fixed Allocation plus all interest credited to a Fixed Allocation as of the date calculated. The Interim Value does not include the impact of any Market
Value Adjustment. If you made any transfers or withdrawals from a Fixed
Allocation, the Interim Value will reflect the withdrawal of those amounts and any interest credited to those amounts before they were withdrawn. To determine the Account Value of a Fixed Allocation on any day other than its Maturity Date, we multiply the Account Value of the Fixed Allocation times the Market Value
Adjustment factor.

WHEN DO YOU PROCESS AND VALUE TRANSACTIONS?

American Skandia is generally open to process financial transactions on those days that the New York Stock Exchange (NYSE) is open for trading. There may be circumstances where the NYSE does not open on a regularly scheduled date or time or closes at an earlier time than scheduled (normally 4:00 p.m. EST). Financial transactions requested before the close of the NYSE which meet our requirements will be processed according to the value next determined following the close of business. Financial transactions requested on a non-business day or after the close of the NYSE will be processed based on the value next computed on the next business day. There may be circumstances when the opening or closing time of the
NYSE is different than other major stock exchanges, such as NASDAQ or the
American Stock Exchange. Under such circumstances, the closing time of the NYSE will be used when valuing and processing transactions.

There may be circumstances where the NYSE is open, however, due to inclement weather, natural disaster or other circumstances beyond our control, our offices may be closed or our business processing capabilities may be restricted. Under those circumstances, your Account Value may fluctuate based on changes in the
Unit Values, but you may not be able to transfer Account Value, or make a purchase or redemption request.

The NYSE is closed on the following nationally recognized holidays: New Year's
Day, Martin Luther King, Jr. Day, Presidents' Day, Good Friday, Memorial Day,
Independence Day, Labor Day, Thanksgiving, and Christmas. On those dates, we will not process any financial transactions involving purchase or redemption orders.

American Skandia will also not process financial transactions involving purchase or redemption orders or transfers on any day that:

|X|  trading on the NYSE is restricted;

|X|  an emergency exists making redemption or valuation of securities held in the separate account impractical; or

|X|  the SEC, by order, permits the suspension or postponement for the protection of security holders.

Initial Purchase Payments: We are required to allocate your initial Purchase
Payment to the Sub-accounts within two (2) days after we receive all of our requirements to issue the Annuity. If we do not have all the required information to allow us to issue your Annuity, we may retain the Purchase
Payment while we try to reach you or your representative to obtain all of our requirements. If we are unable to obtain all of our required information within five (5) days, we are required to return the Purchase Payment at that time, unless you specifically consent to our retaining the Purchase Payment while we gather the required information. Once we obtain the required information, we will invest the Purchase Payment and issue the Annuity within two (2) days.
During any period that we are trying to obtain the required information, your money is not invested.

Additional Purchase Payments: We will apply any additional Purchase Payments on the Valuation Day that we receive the Purchase Payment with satisfactory allocation instructions.

Scheduled Transactions: "Scheduled" transactions include transfers under a
Dollar Cost Averaging, rebalancing, or asset allocation program, Systematic
Withdrawals, Minimum Distributions or annuity payments. Scheduled transactions are processed and valued as of the date they are scheduled, unless the scheduled day is not a Valuation Day. In that case, the transaction will be processed and valued on Valuation Day prior to the scheduled transaction date.

Unscheduled Transactions: "Unscheduled" transactions include any other non-scheduled transfers and requests for Partial Withdrawals or Free Withdrawals or Surrenders. Unscheduled transactions are processed and valued as of the
Valuation Day we receive the request at our Office and have all of the required information.

Medically-related Surrenders & Death Benefits: Medically-related surrender requests and Death Benefit claims require our review and evaluation before processing. We price such transactions as of the date we receive at our Office all supporting documentation we require for such transactions and that are satisfactory to us.

Transactions in ProFunds VP Sub-accounts: Generally, purchase or redemption orders or transfer requests must be received by us by no later than the close of the NYSE to be processed on the current Valuation Day. However, any purchase or redemption order or transfer request involving the ProFunds VP Sub-accounts must be received by us no later than one hour prior to any announced closing of the applicable securities exchange (generally, 3:00 p.m. Eastern time) to be processed on the current Valuation Day. The "cut-off" time for such financial transactions involving a ProFunds VP Sub-account will be extended to1/2hour prior to any announced closing (generally, 3:30 p.m. Eastern time) for transactions submitted electronically through American Skandia's Internet website (www.americanskandia.com). You cannot request a transaction involving the purchase, redemption or transfer of Units in one of the ProFunds VP
Sub-accounts between the applicable "cut-off" time and 4:00 p.m. Transactions received after 4:00 p.m. will be treated as received by us on the next Valuation
Day.

WHAT HAPPENS TO MY UNITS WHEN THERE IS A CHANGE IN DAILY ASSET-BASED CHARGES?

Termination of Optional Benefits: If you terminate the Guaranteed Return Option program or either Optional Death Benefit, we will no longer deduct the charge we apply to purchase the optional benefit. On the date the charge no longer applies, your Annuity will become subject to a different daily asset-based charge. We will process a transaction where your Account Value allocated to the
Sub-accounts will be used to purchase new Units of the Sub-accounts that reflect the Insurance Charge and any optional benefit or program still elected, but not the charge for the optional benefit or program that you terminated. The number of Units attributed to your Annuity will be decreased and the Unit Price of each unit of the Sub-accounts in which you invested will be increased. The adjustment in the number of Units and Unit Price will not affect your Account Value.
Beginning on that date, your Account Value will be determined based on the change in the value of Units that reflect the Insurance Charge and any other optional benefits that you have elected.

TAX CONSIDERATIONS

WHAT ARE SOME OF THE FEDERAL TAX CONSIDERATIONS OF THIS ANNUITY?

Following is a brief summary of some of the Federal tax considerations relating to this Annuity. However, since the tax laws are complex and tax consequences are affected by your individual circumstances, this summary of our interpretation of the relevant tax laws is not intended to be fully comprehensive nor is it intended as tax advice. Therefore, you may wish to consult a professional tax advisor for tax advice as to your particular situation.

HOW ARE AMERICAN SKANDIA AND THE SEPARATE ACCOUNTS TAXED?

The Separate Accounts are taxed as part of American Skandia. American Skandia is taxed as a life insurance company under Part I, subchapter L of the Code. No taxes are due on interest, dividends and short-term or long-term capital gains earned by the Separate Accounts with respect to the Annuities.

IN GENERAL, HOW ARE ANNUITIES TAXED?

Section 72 of the Code governs the taxation of annuities in general. Taxation of the Annuity will depend in large part on:

1. whether the Annuity is used by:

|X|  a qualified pension plan, profit sharing plan or other retirement arrangement that is eligible for special treatment under the Code (for purposes of this discussion, a "Qualified Contract"); or

|X|  an individual or a corporation, trust or partnership (a "Non-qualified
     Contract"); and

2. whether the Owner is:

|X|  an individual person or persons; or

|X|  an entity including a corporation, trust or partnership.

Individual Ownership: If one or more individuals own an Annuity, the Owner of the Annuity is generally not taxed on any increase in the value of the Annuity until an amount is received (a "distribution"). This is commonly referred to as
"tax deferral". A distribution can be in the form of a lump sum payment including payment of a Death Benefit, or in annuity payments under one of the annuity payment options. Certain other transactions may qualify as a distribution and be subject to taxation.

Entity Ownership: If the Annuity is owned by an entity and is not a Qualified
Contract, generally the Owner of the Annuity must currently include any increase in the value of the Annuity during a tax year in its gross income. An exception from current taxation applies for annuities held by an employer with respect to a terminated tax-qualified retirement plan, a trust holding an annuity as an agent for a natural person, or by a decedent's estate by reason of the death of the decedent. A tax-exempt entity for Federal tax purposes may not be subject to income tax as a result of this provision.

HOW ARE DISTRIBUTIONS TAXED?

Distributions from an Annuity are taxed as ordinary income and not as capital gains.

Distributions Before Annuitization: Distributions received before annuity payments begin are generally treated as coming first from "income on the contract" and then as a return of the "investment in the contract". The amount of any distribution that is treated as receipt of "income on the contract" is includible in the taxpayer's gross income and taxable in the year it is received. The amount of any distribution treated as a return of the "investment in the contract" is not includible in gross income.

|X|  "Income on the contract" is calculated by subtracting the taxpayer's
     "investment in the contract" from the aggregate value of all "related contracts" (discussed below).

|X|  "Investment in the contract" is equal to total purchase payments for all
     "related contracts" minus any previous distributions or portions of such distributions from such "related contracts" that were not includible in gross income. "Investment in the contract" may be affected by whether an annuity or any "related contract" was purchased as part of a tax-free exchange of life insurance, endowment, or annuity contracts under Section
     1035 of the Code. The "investment in the contract" for a Qualified Contract will be considered zero for tax reporting purposes.

Distributions After Annuitization: A portion of each annuity payment received on or after the Annuity Date will generally be taxable. The taxable portion of each annuity payment is determined by a formula which establishes the ratio that the
"investment in the contract" bears to the total value of annuity payments to be made. This is called the "exclusion ratio." The investment in the contract is excluded from gross income. Any portion of an annuity payment received that exceeds the exclusion ratio will be entirely includible in gross income. The formula for determining the exclusion ratio differs between fixed and variable annuity payments. When annuity payments cease because of the death of the person upon whose life payments are based and, as of the date of death, the amount of annuity payments excluded from taxable income by the exclusion ratio does not exceed the "investment in the contract," then the remaining portion of unrecovered investment may be allowed as a deduction on the decedent's final income tax return.

Penalty Tax on Distributions: Generally, any distribution from an annuity not used in conjunction with a Qualified Contract (Qualified Contracts are discussed below) is subject to a penalty equal to 10% of the amount includible in gross income. This penalty does not apply to certain distributions, including:

|X|  Distributions made on or after the taxpayer has attained age 591/2;

|X|  Distributions made on or after the death of the contract owner, or, if the owner is an entity, the death of the annuitant;

|X|  Distributions attributable to the taxpayer's becoming disabled within the meaning of Code section 72(m)(7);

|X|  Distributions which are part of a series of substantially equal periodic payments for the life (or life expectancy) of the taxpayer or the joint lives (or joint life expectancies) of the taxpayer and the taxpayer's designated beneficiary;

|X|  Distributions of amounts which are treated as "investments in the contract"
     made prior to August 14, 1982;

|X|  Payments under an immediate annuity as defined in the Code;

|X|  Distributions under a qualified funding asset under Code Section 130(d); or

|X|  Distributions from an annuity purchased by an employer on the termination of a qualified pension plan that is held by the employer until the employee separates from service.

Special rules applicable to "related contracts": Contracts issued by the same insurer to the same contract owner within the same calendar year (other than certain contracts owned in connection with a tax-qualified retirement arrangement) are to be treated as one annuity contract when determining the taxation of distributions before annuitization. We refer to these contracts as
"related contracts." In situations involving related contracts we believe that the values under such contracts and the investment in the contracts will be added together to determine the proper taxation of a distribution from any one contract described under the section "Distributions before Annuitization."
Generally, distributions will be treated as coming first from income on the contract until all of the income on all such related contracts is withdrawn, and then as a return of the investment in the contract. There is some uncertainty regarding the manner in which the Internal Revenue Service would view related contracts when one or more contracts are immediate annuities or are contracts that have been annuitized. The Internal Revenue Service has not issued guidance clarifying this issue as of the date of this Prospectus. You are particularly cautioned to seek advice from your own tax advisor on this matter.

Special concerns regarding "substantially equal periodic payments": (also known as "72(t)" or "72(q)" distributions) Any modification to a program of distributions which are part of a series of substantially equal periodic payments that occur before the later of the taxpayer reaching age 59 1/2or five
(5) years from the first of such payments will result in the requirement to pay the 10% premature distribution penalty that would have been due had the payments been treated as subject to the 10% premature distribution penalty in the years received, plus interest. This does not apply when the modification is by reason of death or disability. American Skandia does not currently support a section
72(q) program.

Special concerns regarding immediate annuities: The Internal Revenue Service has ruled that the immediate annuity exception to the 10% penalty described above under "Penalty Tax on Distributions" for "non-qualified" immediate annuities as defined under the Code may not apply to annuity payments under a contract recognized as an immediate annuity under state insurance law obtained pursuant to an exchange of a contract if: (a) purchase payments for the exchanged contract were contributed or deemed to be contributed more than one year prior to the annuity starting date under the immediate annuity; and (b) the annuity payments under the immediate annuity do not meet the requirements of any other exception to the 10% penalty.

Special rules in relation to tax-free exchanges under Section 1035: Section 1035 of the Code permits certain tax-free exchanges of a life insurance, annuity or endowment contract for an annuity. If an annuity is purchased through a tax-free exchange of a life insurance, annuity or endowment contract that was purchased prior to August 14, 1982, then any distributions other than as annuity payments will be considered to come:

|X|  First, from the amount of "investment in the contract" made prior to August
     14, 1982 and exchanged into the annuity;

|X|  Then, from any "income on the contract" that is attributable to the purchase payments made prior to August 14, 1982 (including income on such original purchase payments after the exchange);

|X|  Then, from any remaining "income on the contract"; and

|X|  Lastly, from the amount of any "investment in the contract" made after
     August 13, 1982.

Therefore, to the extent a distribution is equal to or less than the remaining investment in the contract made prior to August 14, 1982, such amounts are not included in taxable income. Further, distributions received that are considered to be a return of investment on the contract from purchase payments made prior to August 14, 1982, such distributions are not subject to the 10% tax penalty.
In all other respects, the general provisions of the Code apply to distributions from annuities obtained as part of such an exchange.

Partial surrenders may be treated in the same way as tax-free 1035 exchanges of entire contracts, therefore avoiding current taxation of any gains in the contract as well as the 10% IRS tax penalty on pre-age 59 1/2withdrawals. The
IRS has reserved the right to treat transactions it considers abusive as ineligible for this favorable partial 1035 exchange treatment. We do not know what transactions may be considered abusive. For example, we do not know how the
IRS may view early withdrawals or annuitizations after a partial exchange. As of the date of this prospectus, we will treat a partial surrender of this type involving a non-qualified annuity contract as a "tax-free" exchange for future tax reporting purposes, except to the extent that we, as a reporting and withholding agent, believe that we would be expected to deem the transaction to be abusive. However, some insurance companies may not recognize these partial surrenders as tax-free exchanges and may report them as taxable distributions to the extent of any gain distributed as well as subjecting the taxable portion of the distribution to the 10% IRS early distribution penalty. We strongly urge you to discuss any transaction of this type with your tax advisor before proceeding with the transaction.

There is no guidance from the Internal Revenue Service as to whether a partial exchange from a life insurance contract is eligible for non-recognition treatment under Section 1035 of the Code. We will continue to report a partial surrender of a life insurance policy as subject to current taxation to the extent of any gain. In addition, please be cautioned that no specific guidance has been provided as to the impact of such a transaction on the remaining life insurance policy, particularly as to the subsequent methods to be used to test for compliance under the Code for both the definition of life insurance and the definition of a modified endowment contract.

Special Considerations for Purchasers of the Enhanced Beneficiary Protection
Optional Death Benefit: As of the date of this Prospectus, it is our understanding that the charges related to the optional Death Benefit are not subject to current taxation and we will not report them as such. However, the
IRS could take the position that these charges should be treated as partial withdrawals subject to current taxation to the extent of any gain and, if applicable, the 10% tax penalty. We reserve the right to report charges for the optional Death Benefit as partial withdrawals if we, as a reporting and withholding agent, believe that we would be expected to report them as such.

WHAT TAX CONSIDERATIONS ARE THERE FOR TAX-QUALIFIED RETIREMENT PLANS OR
QUALIFIED CONTRACTS?

An annuity may be suitable as a funding vehicle for various types of tax-qualified retirement plans. We have provided summaries below of the types of tax-qualified retirement plans with which we may issue an Annuity. These summaries provide general information about the tax rules and are not intended to be complete discussions. The tax rules regarding qualified plans are complex.
These rules may include limitations on contributions and restrictions on distributions, including additional taxation of distributions and additional penalties. The terms and conditions of the tax-qualified retirement plan may impose other limitations and restrictions that are in addition to the terms of the Annuity. The application of these rules depends on individual facts and circumstances. Before purchasing an Annuity for use in a qualified plan, you should obtain competent tax advice, both as to the tax treatment and suitability of such an investment. American Skandia does not offer all of its annuities to all of these types of tax-qualified retirement plans.

Economic Growth and Tax Relief Reconciliation Act (EGTRRA): Certain states do not conform to the pension provisions included in EGTRRA. We recommend that you consult with your tax advisor to determine the status of your state's statutes as they relate to EGTRRA and your tax qualified retirement plan.

Corporate Pension and Profit-sharing Plans: Annuities may be used to fund employee benefits of various corporate pension and profit-sharing plans established by corporate employers under Section 401(a) of the Code including
401(k) plans. Contributions to such plans are not taxable to the employee until distributions are made from the retirement plan. The Code imposes limitations on the amount that may be contributed and the timing of distributions. The tax treatment of distributions is subject to special provisions of the Code, and also depends on the design of the specific retirement plan. There are also special requirements as to participation, nondiscrimination, vesting and nonforfeitability of interests.

H.R. 10 Plans: Annuities may also be used to fund benefits of retirement plans established by self-employed individuals for themselves and their employees.
These are commonly known as "H.R. 10 Plans" or "Keogh Plans". These plans are subject to most of the same types of limitations and requirements as retirement plans established by corporations. However, the exact limitations and requirements may differ from those for corporate plans.

Tax Sheltered Annuities: Under Section 403(b) of the Code, a tax sheltered annuity ("TSA") is a contract into which contributions may be made by certain qualifying employers such as public schools and certain charitable, educational and scientific organizations specified in Section 501(c)(3) for the benefit of their employees. Such contributions are not taxable to the employee until distributions are made from the TSA. The Code imposes limits on contributions, transfers and distributions. Nondiscrimination requirements also apply.

Section 457 Plans: Under Section 457 of the Code, deferred compensation plans established by governmental and certain other tax exempt employers for their employees may invest in annuity contracts. The Code limits contributions and distributions, and imposes eligibility requirements as well. Contributions are not taxable to employees until distributed from the plan. However, plan assets remain the property of the employer and are subject to the claims of the employer's general creditors until such assets are made available to participants or their beneficiaries.

Individual Retirement Arrangements or "IRAs": Section 408 of the Code allows eligible individuals to maintain an individual retirement account or individual retirement annuity ("IRA"). IRAs are subject to limitations on the amount that may be contributed, the contributions that may be deducted from taxable income, the persons who may be eligible to establish an IRA and the time when distributions must commence. Further, an Annuity may be established with
"roll-over" distributions from certain tax-qualified retirement plans and maintain the tax-deferred status of these amounts.

Roth IRAs: A form of IRA is also available called a "Roth IRA". Contributions to a Roth IRA are not tax deductible. However, distributions from a Roth IRA are free from Federal income taxes and are not subject to the 10% penalty tax if five (5) tax years have passed since the first contribution was made or any conversion from a traditional IRA was made and the distribution is made (a) once the taxpayer is age 59 1/2or older, (b) upon the death or disability of the taxpayer, or (c) for qualified first-time home buyer expenses, subject to certain limitations. Distributions from a Roth IRA that are not "qualified" as described above may be subject to Federal income and penalty taxes.

Purchasers of IRAs and Roth IRAs will receive a special disclosure document, which describes limitations on eligibility, contributions, transferability and distributions. It also describes the conditions under which distributions from
IRAs and qualified plans may be rolled over or transferred into an IRA or another qualified plan, on a tax-deferred basis and the conditions under which distributions from traditional IRAs may be rolled over to, or the traditional
IRA itself may be converted into, a Roth IRA.

SEP IRAs: Eligible employers that meet specified criteria may establish
Simplified Employee Pensions or SEP IRAs. Employer contributions that may be made to employee SEP IRAs are larger than the amounts that may be contributed to other IRAs, and may be deductible to the employer.

HOW ARE DISTRIBUTIONS FROM QUALIFIED CONTRACTS TAXED?

Distributions from Qualified Contracts are generally taxed under Section 72 of the Code. Under these rules, a portion of each distribution may be excludable from income. The excludable amount is the proportion of a distribution representing after-tax contributions. Generally, a 10% penalty tax applies to the taxable portion of a distribution from a Qualified Contract made prior to age 59 1/2. However, the 10% penalty tax does not apply when the distribution:

|X|  is part of a properly executed transfer to another IRA or another eligible qualified account;

|X|  is subsequent to the death or disability of the taxpayer (for this purpose disability is as defined in Section 72(m)(7) of the Code);

|X|  is part of a series of substantially equal periodic payments to be paid not less frequently than annually for the taxpayer's life or life expectancy or for the joint lives or life expectancies of the taxpayer and a designated beneficiary;

|X|  is subsequent to a separation from service after the taxpayer attains age
     55*;

|X|  does not exceed the employee's allowable deduction in that tax year for medical care;

|X|  is made to an alternate payee pursuant to a qualified domestic relations order*;

|X|  is made pursuant to an IRS levy;

|X|  is made to pay qualified acquisition costs for a first time home purchase
     (IRA only);

|X|  is made to pay qualified higher education expenses (IRA only); and

|X|  is not more than the cost of your medical insurance (IRA only).

The exceptions above which are followed by an asterisk (*) do not apply to IRAs.
Certain other exceptions may be available.

Minimum Distributions after age 70 1/2: A participant's interest in a Qualified
Contract must generally be distributed, or begin to be distributed, by the
"required beginning date". This is April 1st of the calendar year following the later of:

|X|  the calendar year in which the individual attains age 70 1/2; or

|X|  the calendar year in which the individual retires from service with the employer sponsoring the plan. The retirement option is not available to
     IRAs.

The IRS has released Treasury regulations containing new Minimum Distribution rules. For Minimum Distributions required in 2003 and later, individuals are required to use the rules under the 2002 Final Regulations. The 2002 Final
Regulations contain a provision which could increase the amount of minimum distributions required for certain individuals. Under the 2002 Final
Regulations, individuals are required to include in their annuity contract value the actuarial value of any other benefits that will be provided under the annuity. We and other annuity providers are currently seeking clarification of this new rule. You should consult your tax adviser to determine the impact of this rule on your Minimum Distributions.

Under the new Minimum Distribution rules, a uniform life expectancy table will be utilized by all participants except those with a spouse who is more than ten
(10) years younger than the participant. In that case, the new rules permit the participant to utilize the actual life expectancies of the participant and the spouse. In most cases, the beneficiary may be changed during the participant's lifetime with no affect on the Minimum Distributions. At death, the designated
Beneficiary may generally take Minimum Distributions over his/her life expectancy or in a lump sum.

If the amount distributed is less than the minimum required distribution for the year, the participant is subject to a 50% tax on the amount that was not properly distributed. Because of the many recent changes to the Minimum
Distribution rules, we strongly encourage you to consult with your tax advisor for more detailed information.

GENERAL TAX CONSIDERATIONS

Diversification: Section 817(h) of the Code provides that a variable annuity contract, in order to qualify as an annuity, must have an "adequately diversified" segregated asset account (including investments in a mutual fund by the segregated asset account of insurance companies). If the diversification requirements under the Code are not met and the annuity is not treated as an annuity, the taxpayer will be subject to income tax on the annual gain in the contract. The Treasury Department's regulations prescribe the diversification requirements for variable annuity contracts. We expect the underlying mutual fund portfolios to comply with the terms of these regulations.

Transfers Between Investment Options: Transfers between investment options are not subject to taxation. The Treasury Department may promulgate guidelines under which a variable annuity will not be treated as an annuity for tax purposes if persons with ownership rights have excessive control over the investments underlying such variable annuity. Such guidelines may or may not address the number of investment options or the number of transfers between investment options offered under a variable annuity. It is not known whether such guidelines, if in fact promulgated, would have retroactive effect. It is also not known what effect, if any, such guidelines may have on transfers between the investment options of the Annuity offered pursuant to this Prospectus. We will take any action, including modifications to your Annuity or the Sub-accounts, required to comply with such guidelines if promulgated.

Federal Income Tax Withholding: Section 3405 of the Code provides for Federal income tax withholding on the portion of a distribution which is includible in the gross income of the recipient. Amounts to be withheld depend upon the nature of the distribution. However, under most circumstances a recipient may elect not to have income taxes withheld or have income taxes withheld at a different rate by filing a completed election form with us.

Certain distributions, known as eligible rollover distributions, from Qualified
Contracts, are subject to automatic 20% withholding for Federal income taxes.
The following distributions are not eligible rollover distributions and not subject to 20% withholding:

|X|  any portion of a distribution paid as a Minimum Distribution;

|X|  direct transfers to the trustee of another retirement plan;

|X|  distributions from an individual retirement account or individual retirement annuity;

|X|  distributions made as substantially equal periodic payments for the life or life expectancy of the participant in the retirement plan or the life or life expectancy of such participant and his or her designated beneficiary under such plan;

|X|  distributions that are part of a series of substantial periodic payments pursuant to Section 72(q) or 72(t) of the Code; and

|X|  certain other distributions where automatic 20% withholding may not apply.

Loans, Assignments and Pledges: Any amount received directly or indirectly as a loan from, or any assignment or pledge of any portion of the value of, an annuity before annuity payments have begun is treated as a distribution subject to taxation under the distribution rules set forth above. Any gain in an annuity on or after the assignment or pledge of an entire annuity and while such assignment or pledge remains in effect is treated as "income on the contract" in the year in which it is earned. For annuities not issued as Qualified Contracts, the cost basis of the annuity is increased by the amount of any assignment or pledge includible in gross income. The cost basis is not affected by any repayment of any loan for which the annuity is collateral or by payment of any interest thereon.

Gifts: The gift of an annuity to someone other than the spouse of the owner (or former spouse incident to a divorce) is treated, for income tax purposes, as a distribution.

Estate and Gift Tax Considerations: You should obtain competent tax advice with respect to possible federal and state estate and gift tax consequences flowing from the ownership and transfer of annuities.

Generation-Skipping Transfers: Under the Code certain taxes may be due when all or part of an annuity is transferred to, or a death benefit is paid to, an individual two or more generations younger than the contract holder. These generation-skipping transfers generally include those subject to federal estate or gift tax rules. There is an aggregate $1.1 million exemption from taxes for all such transfers. We may be required to determine whether a transaction is a direct skip as defined in the Code and the amount of the resulting tax. We will deduct from your Annuity or from any applicable payment treated as a direct skip any amount of tax we are required to pay.

Considerations for Contingent Annuitants: There may be adverse tax consequences if a contingent annuitant succeeds an annuitant when the Annuity is owned by a trust that is neither tax exempt nor qualifies for preferred treatment under certain sections of the Code. In general, the Code is designed to prevent indefinite deferral of tax. Continuing the benefit of tax deferral by naming one or more contingent annuitants when the Annuity is owned by a non-qualified trust might be deemed an attempt to extend the tax deferral for an indefinite period.
Therefore, adverse tax treatment may depend on the terms of the trust, who is named as contingent annuitant, as well as the particular facts and circumstances. You should consult your tax advisor before naming a contingent annuitant if you expect to use an Annuity in such a fashion.

GENERAL INFORMATION

HOW WILL I RECEIVE STATEMENTS AND REPORTS?

We send any statements and reports required by applicable law or regulation to you at your last known address of record. You should therefore give us prompt notice of any address change. We reserve the right, to the extent permitted by law and subject to your prior consent, to provide any prospectus, prospectus supplements, confirmations, statements and reports required by applicable law or regulation to you through our Internet Website at http://www.americanskandia.com or any other electronic means, including diskettes or CD ROMs. We send a confirmation statement to you each time a transaction is made affecting Account
Value, such as making additional Purchase Payments, transfers, exchanges or withdrawals. We also send quarterly statements detailing the activity affecting your Annuity during the calendar quarter. We may confirm regularly scheduled transactions, such as the Annual Maintenance Fee, systematic withdrawals
(including 72(t) payments and required minimum distributions), bank drafting, dollar cost averaging, and static rebalancing, in quarterly statements instead of confirming them immediately. You should review the information in these statements carefully. You may request additional reports. We reserve the right to charge up to $50 for each such additional report.

Any errors or corrections on transactions for your Annuity must be reported to us at our Office as soon as possible to assure proper accounting to your
Annuity. For transactions that are confirmed immediately, we assume all transactions are accurate unless you notify us otherwise within 30 days from the date you receive the confirmation. For transactions that are first confirmed on the quarterly statement, we assume all transactions are accurate unless you notify us within 30 days from the date you receive the quarterly statement. All transactions confirmed immediately or by quarterly statement are deemed conclusive after the applicable 30-day period. We may also send an annual report and a semi-annual report containing applicable financial statements for the
Separate Account and the Portfolios, as of December 31 and June 30,
respectively, to Owners or, with your prior consent, make such documents available electronically through our Internet Website or other electronic means.

WHO IS AMERICAN SKANDIA?

American Skandia Life Assurance Corporation ("American Skandia") is a stock life insurance company domiciled in Connecticut with licenses in all 50 states, the
District of Columbia and Puerto Rico. American Skandia is a wholly-owned subsidiary of American Skandia, Inc. ("ASI"). American Skandia markets its products to broker-dealers and financial planners through an internal field marketing staff. In addition, American Skandia markets through and in conjunction with financial institutions such as banks that are permitted directly, or through affiliates, to sell annuities.

American Skandia is in the business of issuing annuity and life insurance products. American Skandia currently offers the following products: (a) flexible premium deferred annuities and single premium fixed deferred annuities that are registered with the SEC; (b) certain other fixed deferred annuities that are not registered with the SEC; (c) both fixed and variable immediate adjustable annuities; and (d) a single premium variable life insurance policy that is registered with the SEC.

On December 20, 2002, Skandia Insurance Company Ltd. (publ), an insurance company organized under the laws of the Kingdom of Sweden ("Skandia"), and on that date, the ultimate parent company of American Skandia, announced that it and Skandia U.S. Inc. had entered into a definitive Stock Purchase Agreement with Prudential Financial, Inc., a New Jersey corporation ("Prudential
Financial"). Under the terms of the Stock Purchase Agreement, Prudential
Financial will acquire Skandia U.S. Inc., a Delaware corporation, from Skandia.
Skandia U.S. Inc. is the sole shareholder of ASI, which is the parent company of
American Skandia. The transaction is expected to close during the second quarter of 2003.

Prudential Financial is a New Jersey insurance holding company whose subsidiary companies serve individual and institutional customers worldwide and include The
Prudential Insurance Company of America, one of the largest life insurance companies in the U.S. These companies offer a variety of products and services, including life insurance, property and casualty insurance, mutual funds, annuities, pension and retirement related services and administration, asset management, securities brokerage, banking and trust services, real estate brokerage franchises, and relocation services.

No company other than American Skandia has any legal responsibility to pay amounts that it owes under its annuity and variable life insurance contracts.
However, following the closing of the acquisition, Prudential Financial will exercise significant influence over the operations and capital structure of
American Skandia.

WHAT ARE SEPARATE ACCOUNTS?

The separate accounts are where American Skandia sets aside and invests the assets of some of our annuities. In the accumulation period, assets supporting
Account Values of the Annuities are held in a separate account established under the laws of the State of Connecticut. We are the legal owner of assets in the separate accounts. In the payout period, assets supporting fixed annuity payments and any adjustable annuity payments we make available are held in our general account. Assets supporting variable annuity payment options may be invested in our separate accounts. Income, gains and losses from assets allocated to these separate accounts are credited to or charged against each such separate account without regard to other income, gains or losses of
American Skandia or of any other of our separate accounts. These assets may only be charged with liabilities which arise from the Annuities issued by American
Skandia. The amount of our obligation in relation to allocations to the
Sub-accounts is based on the investment performance of such Sub-accounts.
However, the obligations themselves are our general corporate obligations.

SEPARATE ACCOUNT B

During the accumulation period, the assets supporting obligations based on allocations to the variable investment options are held in Sub-accounts of
American Skandia Life Assurance Corporation Variable Account B, also referred to as "Separate Account B". Separate Account B was established by us pursuant to
Connecticut law on November 25, 1987. Separate Account B also holds assets of other annuities issued by us with values and benefits that vary according to the investment performance of Separate Account B.

Separate Account B consists of multiple Sub-accounts. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. The name of each
Sub-account generally corresponds to the name of the underlying Portfolio. Each
Sub-account in Separate Account B may have several different Unit Prices to reflect the Insurance Charge and the charges for any optional benefits that are offered under this Annuity and other annuities issued by us through Separate
Account B. Separate Account B is registered with the SEC under the Investment
Company Act of 1940 ("Investment Company Act") as a unit investment trust, which is a type of investment company. The SEC does not supervise investment policies, management or practices of Separate Account B.

Prior to November 18, 2002, Separate Account B was organized as a single separate account with six different Sub-account classes, each of which was registered as a distinct unit investment trust under the Investment Company Act.
Effective November 18, 2002, each Sub-account class of Separate Account B will be consolidated into the unit investment trust formerly named American Skandia
Life Assurance Corporation Variable Account B (Class 1 Sub-accounts), which will subsequently be renamed American Skandia Life Assurance Corporation Variable
Account B. Each Sub-account of Separate Account B will have multiple Unit Prices to reflect the daily charge deducted for each combination of the applicable
Insurance Charge, Distribution Charge (when applicable) and the charge for each optional benefit offered under Annuity contracts funded through Separate Account
B. The consolidation of Separate Account B will have no impact on Annuity
Owners.

We reserve the right to make changes to the Sub-accounts available under the
Annuity as we determine appropriate. We may offer new Sub-accounts, eliminate
Sub-accounts, or combine Sub-accounts at our sole discretion. We may also close
Sub-accounts to additional Purchase Payments on existing Annuity contracts or close Sub-accounts for Annuities purchased on or after specified dates. We may also substitute an underlying mutual fund or portfolio of an underlying mutual fund for another underlying mutual fund or portfolio of an underlying mutual fund, subject to our receipt of any exemptive relief that we are required to obtain under the Investment Company Act. We will notify Owners of changes we make to the Sub-accounts available under the Annuity.

Values and benefits based on allocations to the Sub-accounts will vary with the investment performance of the underlying mutual funds or fund portfolios, as applicable. We do not guarantee the investment results of any Sub-account. Your
Account Value allocated to the Sub-accounts may increase or decrease. You bear the entire investment risk. There is no assurance that the Account Value of your
Annuity will equal or be greater than the total of the Purchase Payments you make to us.

SEPARATE ACCOUNT D

During the accumulation period, assets supporting our obligations based on Fixed
Allocations are held in American Skandia Life Assurance Corporation Separate
Account D, also referred to as "Separate Account D". Such obligations are based on the fixed interest rates we credit to Fixed Allocations and the terms of the
Annuities. These obligations do not depend on the investment performance of the assets in Separate Account D. Separate Account D was established by us pursuant to Connecticut law.

There are no units in Separate Account D. The Fixed Allocations are guaranteed by our general account. An Annuity Owner who allocates a portion of their
Account Value to Separate Account D does not participate in the investment gain or loss on assets maintained in Separate Account D. Such gain or loss accrues solely to us. We retain the risk that the value of the assets in Separate
Account D may drop below the reserves and other liabilities we must maintain.
Should the value of the assets in Separate Account D drop below the reserve and other liabilities we must maintain in relation to the annuities supported by such assets, we will transfer assets from our general account to Separate
Account D to make up the difference. We have the right to transfer to our general account any assets of Separate Account D in excess of such reserves and other liabilities. We maintain assets in Separate Account D supporting a number of annuities we offer.

We currently employ investment managers to manage the assets maintained in
Separate Account D. Each manager we employ is responsible for investment management of a different portion of Separate Account D. From time to time additional investment managers may be employed or investment managers may cease being employed. We are under no obligation to employ or continue to employ any investment manager(s) and have sole discretion over the investment managers we retain.

We are not obligated to invest according to specific guidelines or strategies except as may be required by Connecticut and other state insurance laws.

WHAT IS THE LEGAL STRUCTURE OF THE UNDERLYING FUNDS?

Each underlying mutual fund is registered as an open-end management investment company under the Investment Company Act. Shares of the underlying mutual fund portfolios are sold to separate accounts of life insurance companies offering variable annuity and variable life insurance products. The shares may also be sold directly to qualified pension and retirement plans.

VOTING RIGHTS

We are the legal owner of the shares of the underlying mutual funds in which the
Sub-accounts invest. However, under SEC rules, you have voting rights in relation to Account Value maintained in the Sub-accounts. If an underlying mutual fund portfolio requests a vote of shareholders, we will vote our shares based on instructions received from Owners with Account Value allocated to that
Sub-account. Owners have the right to vote an amount equal to the number of shares attributable to their contracts. If we do not receive voting instructions in relation to certain shares, we will vote those shares in the same manner and proportion as the shares for which we have received instructions. We will furnish those Owners who have Account Value allocated to a Sub-account whose underlying mutual fund portfolio has requested a "proxy" vote with proxy materials and the necessary forms to provide us with their voting instructions.
Generally, you will be asked to provide instructions for us to vote on matters such as changes in a fundamental investment strategy, adoption of a new investment advisory agreement, or matters relating to the structure of the underlying mutual fund that require a vote of shareholders.

American Skandia Trust (the "Trust") has obtained an exemption from the
Securities and Exchange Commission that permits its investment adviser, American
Skandia Investment Services, Incorporated ("ASISI"), subject to approval by the
Board of Trustees of the Trust, to change sub-advisors for a Portfolio and to enter into new sub-advisory agreements, without obtaining shareholder approval of the changes. This exemption (which is similar to exemptions granted to other investment companies that are organized in a similar manner as the Trust) is intended to facilitate the efficient supervision and management of the sub-advisors by ASISI and the Trustees. The Trust is required, under the terms of the exemption, to provide certain information to shareholders following these types of changes.

MATERIAL CONFLICTS

It is possible that differences may occur between companies that offer shares of an underlying mutual fund portfolio to their respective separate accounts issuing variable annuities and/or variable life insurance products. Differences may also occur surrounding the offering of an underlying mutual fund portfolio to variable life insurance policies and variable annuity contracts that we offer. Under certain circumstances, these differences could be considered
"material conflicts," in which case we would take necessary action to protect persons with voting rights under our variable annuity contracts and variable life insurance policies against persons with voting rights under other insurance companies' variable insurance products. If a "material conflict" were to arise between owners of variable annuity contracts and variable life insurance policies issued by us we would take necessary action to treat such persons equitably in resolving the conflict. "Material conflicts" could arise due to differences in voting instructions between owners of variable life insurance and variable annuity contracts of the same or different companies. We monitor any potential conflicts that may exist.

SERVICE FEES PAYABLE TO AMERICAN SKANDIA

American Skandia or our affiliates have entered into agreements with the investment adviser or distributor of many of the underlying Portfolios. Under the terms of these agreements, American Skandia provides administrative and support services to the Portfolios for which a fee is paid that is generally based on a percentage of the average assets allocated to the Portfolios under the Annuity. Any fees payable will be consistent with the services rendered or the expected cost savings resulting from the arrangement. These agreements may be different for each underlying mutual fund whose portfolios are offered as
Sub-accounts.

WHO DISTRIBUTES ANNUITIES OFFERED BY AMERICAN SKANDIA?

American Skandia Marketing, Incorporated ("ASM"), a wholly-owned subsidiary of
American Skandia, Inc., is the distributor and principal underwriter of the securities offered through this prospectus. ASM acts as the distributor of a number of annuity and life insurance products we offer and both American Skandia
Trust and American Skandia Advisor Funds, Inc., a family of retail mutual funds.
ASM also acts as an introducing broker-dealer through which it receives a portion of brokerage commissions in connection with purchases and sales of securities held by portfolios of American Skandia Trust which are offered as underlying investment options under the Annuity.

ASM's principal business address is One Corporate Drive, Shelton, Connecticut
06484. ASM is registered as broker-dealer under the Securities Exchange Act of
1934 ("Exchange Act") and is a member of the National Association of Securities
Dealers, Inc. ("NASD").

The Annuity is offered on a continuous basis. ASM enters into distribution agreements with independent broker-dealers who are registered under the Exchange
Act and with entities that may offer the Annuity but are exempt from registration. Applications for the Annuity are solicited by registered representatives of those firms. Such representatives will also be our appointed insurance agents under state insurance law. In addition, ASM may offer the
Annuity directly to potential purchasers.

Compensation is paid to firms on sales of the Annuity according to one or more schedules. The individual representative will receive a portion of the compensation, depending on the practice of the firm. Compensation is generally based on a percentage of Purchase Payments made, up to a maximum of 7.0%.
Alternative compensation schedules are available that provide a lower initial commission plus ongoing annual compensation based on all or a portion of Account
Value. We may also provide compensation for providing ongoing service to you in relation to the Annuity. Commissions and other compensation paid in relation to the Annuity do not result in any additional charge to you or to the Separate
Account. No compensation is payable on Annuities purchased by a member of the designated class of Owners (see "Credits Applied to Purchase Payments for
Designated Class of Annuity Owner").

In addition, firms may receive separate compensation or reimbursement for, among other things, training of sales personnel, marketing or other services they provide to us or our affiliates. We or ASM may enter into compensation arrangements with certain firms. These arrangements will not be offered to all firms and the terms of such arrangements may differ between firms. Any such compensation will be paid by us or ASM and will not result in any additional charge to you. To the extent permitted by NASD rules and other applicable laws and regulations, ASM may pay or allow other promotional incentives or payments in the form of cash or other compensation.

Advertising: We may advertise certain information regarding the performance of the investment options. Details on how we calculate performance for the
Sub-accounts are found in the Statement of Additional Information, including how we account for Credits in these performance measures. This information may help you review the performance of the investment options and provide a basis for comparison with other annuities. This information may be less useful when comparing the performance of the investment options with other savings or investment vehicles. Such other investments may not provide some of the benefits of annuities, or may not be designed for long-term investment purposes.
Additionally other savings or investment vehicles may not receive the beneficial tax treatment given to annuities under the Code.

We may advertise the performance of the Portfolios in the form of "Standard" and
"Non-standard" Total Returns calculated for each Sub-account. "Standard Total
Return" figures assume a hypothetical initial investment of $1,000 allocated to a Sub-account during the most recent one, five and ten year periods (or since the inception date that the Portfolio has been offered as a Sub-account, if less). "Standard Total Return" figures assume that the applicable Insurance
Charge and the Annual Maintenance Fee are deducted and that the Annuity is surrendered at the end of the applicable period, meaning that any Contingent
Deferred Sales Charge that would apply upon surrender is also deducted.
"Standard Total Return" figures do not take into consideration any Credits.
"Non-standard Total Return" figures include any performance figures that do not meet the SEC's rules for Standard Total Returns. Non-standard Total Returns are calculated in the same manner as standardized returns except that the figures may not reflect all fees and charges. In particular, they may assume no surrender at the end of the applicable period so that the CDSC does not apply.
"Non-standard Total Return" figures may assume Credits of 1.5%, 4.0% or 5.0%, respectively, depending on the cumulative amount of Purchase Payments being illustrated. The amount of credits illustrated may be more or less than the
Credits applicable to your Annuity (see "How do I Receive Credits?"). Standard and Non-standard Total Returns will not reflect the additional asset-based charges that are deducted when you elect any optional benefits. The additional cost associated with any optional benefits you elected will reduce your performance. Non-standard Total Returns must be accompanied by Standard Total
Returns.

Some of the underlying Portfolios existed prior to the inception of these
Sub-accounts. Performance quoted in advertising regarding such Sub-accounts may indicate periods during which the Sub-accounts have been in existence but prior to the initial offering of the Annuities, or periods during which the underlying
Portfolios have been in existence, but the Sub-accounts have not. Such hypothetical historical performance is calculated using the same assumptions employed in calculating actual performance since inception of the Sub-accounts.
Hypothetical historical performance of the underlying Portfolios prior to the existence of the Sub-accounts may only be presented as Non-standard Total
Returns.

We may advertise the performance of money market-type Sub-accounts using a measure of the "current and effective yield". The current yield of a money market-type Sub-account is calculated based upon the previous seven-day period ending on the date of calculation. The effective yield of a money market-type
Sub-account reflects the reinvestment of net income earned daily on the assets of such a Sub-account. The current and effective yields reflect the Insurance
Charge and the charge for any optional benefits (if applicable) deducted against the Sub-account. In a low interest rate environment, yields for money market-type Sub-accounts, after deduction of the Insurance Charge, and the charge for any optional benefits (if applicable) may be negative even though the yield (before deducting for such charges) is positive. Current and effective yield information will fluctuate. This information may not provide a basis for comparisons with deposits in banks or other institutions which pay a fixed yield over a stated period of time, or with investment companies which do not serve as underlying mutual funds for variable annuities and/or do not have additional asset-based charges deducted for the insurance protection provided by the
Annuity.

Performance information on the Sub-accounts is based on past performance only and is not an indication or representation of future performance. Performance of the Sub-accounts is not fixed. Actual performance will depend on the type, quality and, for some of the Sub-accounts, the maturities of the investments held by the underlying mutual funds or portfolios and upon prevailing market conditions and the response of the underlying mutual funds to such conditions.
Actual performance will also depend on changes in the expenses of the underlying mutual funds or portfolios. Such changes are reflected, in turn, in the
Sub-accounts which invest in such underlying mutual fund or portfolio. In addition, the total amount of asset-based charges assessed against each
Sub-account will affect performance.

The information we may advertise regarding the Fixed Allocations may include the then current interest rates we are crediting to new Fixed Allocations.
Information on current rates will be as of the date specified in such advertisement. Rates will be included in advertisements to the extent permitted by law. Given that the actual rates applicable to any Fixed Allocation are as of the date of any such Fixed Allocation's Guarantee Period begins, the rate credited to a Fixed Allocation may be more or less than those quoted in an advertisement.

Advertisements we distribute may also compare the performance of our
Sub-accounts with: (a) certain unmanaged market indices, including but not limited to the Dow Jones Industrial Average, the Standard & Poor's 500, the
NASDAQ 100, the Shearson Lehman Bond Index, the Frank Russell non-U.S. Universal
Mean, the Morgan Stanley Capital International Index of Europe, Asia and Far
East Funds, and the Morgan Stanley Capital International World Index; and/or (b)
other management investment companies with investment objectives similar to the mutual fund or portfolio underlying the Sub-accounts being compared. This may include the performance ranking assigned by various publications, including but not limited to the Wall Street Journal, Forbes, Fortune, Money, Barron's,
Business Week, USA Today and statistical services, including but not limited to
Lipper Analytical Services Mutual Funds Survey, Lipper Annuity and Closed End
Survey, the Variable Annuity Research Data Survey, SEI, the Morningstar Mutual
Fund Sourcebook and the Morningstar Variable Annuity/Life Sourcebook.

American Skandia Life Assurance Corporation may advertise its rankings and/or ratings by independent financial ratings services. Such rankings may help you in evaluating our ability to meet our obligations in relation to Fixed Allocations, pay minimum death benefits, pay annuity payments or administer Annuities. Such rankings and ratings do not reflect or relate to the performance of Separate
Account B.

AVAILABLE INFORMATION

A Statement of Additional Information is available from us without charge upon your request. This Prospectus is part of the registration statement we filed with the SEC regarding this offering. Additional information on us and this offering is available in those registration statements and the exhibits thereto.
You may obtain copies of these materials at the prescribed rates from the SEC's
Public Reference Section, 450 Fifth Street N.W., Washington, D.C., 20549. You
may inspect and copy those registration statements and exhibits thereto at the
SEC's public reference facilities at the above address, Room 1024, and at the
SEC's Regional Offices, The Woolworth Building, 233 Broadway, New York, NY and
175 W. Jackson Boulevard, Suite 900, Chicago, IL. These documents, as well as documents incorporated by reference, may also be obtained through the SEC's
Internet Website (http://www.sec.gov) for this registration statement as well as for other registrants that file electronically with the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

To the extent and only to the extent that any statement in a document incorporated by reference into this Prospectus is modified or superseded by a statement in this Prospectus or in a later-filed document, such statement is hereby deemed so modified or superseded and not part of this Prospectus. The
Annual Report on Form 10-K for the year ended December 31, 2002 previously filed by the Company with the SEC under the Exchange Act is incorporated by reference in this Prospectus.

We will furnish you without charge a copy of any or all of the documents incorporated by reference in this Prospectus, including any exhibits to such documents which have been specifically incorporated by reference. We will do so upon receipt of your written or oral request.

HOW TO CONTACT US

You can contact us by:

|X|  calling Skandia's Telephone Automated Response System (STARS) at
     1-800-766-4530.

|X|  writing to us via regular mail at American Skandia - Variable Annuities,
     P.O. Box 7040, Bridgeport, Connecticut 06601-7040 OR for express mail
     American Skandia - Variable Annuities, One Corporate Drive, Shelton,
     Connecticut 06484. NOTE: Failure to send mail to the proper address may result in a delay in our receiving and processing your request.

|X|  sending an email to customerservice@skandia.com or visiting our Internet
     Website at www.americanskandia.com.

|X|  accessing information about your Annuity through our Internet Website at
     www.americanskandia.com.

You can obtain account information through Skandia's Telephone Automated
Response System (STARS) and at www.americanskandia.com, our Internet Website.
Our Customer Service representatives are also available during business hours to provide you with information about your account. You can request certain transactions through our telephone voice response system, our Internet Website or through a customer service representative. You can provide authorization for a third party, including your attorney-in-fact acting pursuant to a power of attorney or an investment professional, to access your account information and perform certain transactions on your account. You will need to complete a form provided by us which identifies those transactions that you wish to authorize via telephonic and electronic means and whether you wish to authorize a third party to perform any such transactions. We require that you or your representative provide proper identification before performing transactions over the telephone or through our Internet Website. This may include a Personal
Identification Number (PIN) that will be provided to you upon issue of your
Annuity or you may establish or change your PIN through STARS and at
www.americanskandia.com, our Internet Website. Any third party that you authorize to perform financial transactions on your account will be assigned a
PIN for your account.

Transactions requested via telephone are recorded. To the extent permitted by law, we will not be responsible for any claims, loss, liability or expense in connection with a transaction requested by telephone or other electronic means if we acted on such transaction instructions after following reasonable procedures to identify those persons authorized to perform transactions on your
Annuity using verification methods which may include a request for your Social
Security number, PIN or other form of electronic identification. We may be liable for losses due to unauthorized or fraudulent instructions if we did not follow such procedures.

American Skandia does not guarantee access to telephonic, facsimile, Internet or any other electronic information or that we will be able to accept transaction instructions via such means at all times. Regular and/or express mail will be the only means by which we will accept transaction instructions when telephonic, facsimile, Internet or any other electronic means are unavailable or delayed.
American Skandia reserves the right to limit, restrict or terminate telephonic, facsimile, Internet or any other electronic transaction privileges at any time.

INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of
1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL PROCEEDINGS

As of the date of this Prospectus, American Skandia and its affiliates are not involved in any legal proceedings outside of the ordinary course of business.
American Skandia and its affiliates are involved in pending and threatened legal proceedings in the normal course of its business, however, we do not anticipate that the outcome of any such legal proceedings will have a material adverse affect on the Separate Account, or American Skandia's ability to meet its obligations under the Annuity, or on the distribution of the Annuity.

CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION

The following are the contents of the Statement of Additional Information:

General Information about American Skandia

|X|  American Skandia Life Assurance Corporation

|X|  American Skandia Life Assurance Corporation Variable Account B

|X|  American Skandia Life Assurance Corporation Separate Account D

Principal Underwriter/Distributor - American Skandia Marketing, Incorporated

How Performance Data is Calculated

|X|  Current and Effective Yield

|X|  Total Return

How the Unit Price is Determined

Additional Information on Fixed Allocations

|X|  How We Calculate the Market Value Adjustment

General Information

|X|  Voting Rights

|X|  Modification

|X|  Deferral of Transactions

|X|  Misstatement of Age or Sex

|X|  Ending the Offer

ANNUITIZATION

INDEPENDENT AUDITORS

LEGAL EXPERTS

FINANCIAL STATEMENTS

|X|  APPENDIX A - AMERICAN SKANDIA LIFE ASSURANCE CORPORATION VARIABLE ACCOUNT B

APPENDIX A - FINANCIAL INFORMATION ABOUT AMERICAN SKANDIA

SELECTED FINANCIAL DATA (DOLLARS IN THOUSANDS)

The following table summarizes information with respect to the operations of the
Company:

                                                           For the Year Ended December 31,
                                      2002            2001            2000           1999           1998
                                 -------------    ------------   ------------    ------------   ------------
STATEMENTS OF INCOME DATA
Revenues:

Annuity and life insurance       $    370,004     $    388,696   $    424,578    $    289,989   $    186,211
charges and fees (a) (b)
Fee income (b)                         97,650          111,196        130,610          83,243         50,839
Net investment income                  19,632           20,126         18,595          11,477         11,130
Net realized capital (losses)
gains and other revenues (e)           (7,438)           2,698          4,195           3,688          1,360
                                 -------------    ------------   ------------    ------------   ------------
Total revenues                   $    479,848     $    522,716   $    577,978    $    388,397   $    249,540
                                 ============     ============   ============    ============   ============

Benefits and Expenses:

Annuity and life insurance       $      3,391     $      1,955   $        751    $        612   $        558
benefits
Change in annuity and life
insurance policy reserves               2,741          (39,898)        49,339            (671)         1,053
(c)
Guaranteed minimum death
benefit claims, net of                 23,256           20,370          2,618           4,785              -
hedge (b)
Return credited to contract             5,196            5,796          8,463          (1,639)        (8,930)
owners
Underwriting, acquisition and
other insurance expenses              188,728          196,755        150,597         125,434         86,306
Amortization of deferred
acquisition costs (b) (d)             510,059          224,047        184,616          83,861         86,628
Interest expense                       14,544           73,424         85,998          69,502         41,004
                                 ------------     ------------   ------------    ------------   ------------
Total benefits and expenses      $    747,915     $    482,449   $    482,382    $    281,884   $    206,619
                                 ============     ============   ============    ============   ============
Income tax (benefit) expense     $   (102,810)    $      7,168   $     30,779    $     30,344   $      8,154
                                 ============     ============   ============    ============   ============
Net (loss) income                $   (165,257)    $     33,099   $     64,817    $     76,169   $     34,767
                                 ============     ============   ============    ============   ============

STATEMENTS OF FINANCIAL
CONDITION DATA
Total assets (b)                 $ 23,708,585     $ 28,009,782   $ 31,702,705    $ 30,881,579   $ 18,848,273
                                 ============     ============   ============    ============   ============
Future fees payable to parent    $    708,249     $    799,472   $    934,410    $    576,034   $    368,978
                                 ============     ============   ============    ============   ============
Surplus notes                    $    110,000     $    144,000   $    159,000    $    179,000   $    193,000
                                 ============     ============   ============    ============   ============
Shareholder's equity             $    683,061     $    577,668   $    496,911    $    359,434   $    250,417
                                 ============     ============   ============    ============   ============

a.   On annuity and life insurance sales of $3,472,044, $3,834,167, $8,216,167,
     $6,862,968, and $4,159,662, during the years ended December 31, 2002, 2001,
     2000, 1999, and 1998, respectively, with contract owner assets under management of $21,894,636, $26,017,847, $29,751,822, $29,396,693, and
     $17,854,761, as of December 31, 2002, 2001, 2000, 1999, and 1998,
     respectively.

b.   These items are significantly impacted by equity market volatility.

c.   For the year ended December 31, 2000, change in annuity and life insurance policy reserves reflected increases to those reserves for guaranteed minimum death benefit ("GMDB") exposure. For the year ended December 31,
     2001, the Company changed certain of its assumptions related to its GMDB exposure resulting in a benefit to operations. See Results of Operations in
     Management's Discussion and Analysis of Financial Condition and Results of
     Operations ("MD&A") for a further discussion.

d.   During the year ended December 31, 2002, the Company recorded an acceleration of amortization of $206,000 against the deferred acquisition cost asset. See the MD&A for a further discussion.

e.   Net realized capital (losses) gains and other revenues include $5,845 of net realized capital losses on sales of securities during 2002 and an other than temporary impairment charge of $3,769 recorded during 2002 on the
     Company's equity securities.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS (DOLLARS IN THOUSANDS)

Management's Discussion and Analysis of Financial Condition and Results of
Operations should be read in conjunction with the consolidated financial statements and the notes thereto and Item 6, Selected Financial Data.

RESULTS OF OPERATIONS

Annuity and life insurance sales were $3,472,044, $3,834,167 and $8,216,167, in
2002, 2001 and 2000, respectively. The decrease in sales in 2002 and 2001 was primarily the result of the general decline in sales in the industry, attributed in large part to the continued uncertainty in the equity markets. In addition, the Company believes uncertainty regarding its future ownership has adversely impacted sales, primarily in the latter part of 2002. The Company announced, in the first quarter of 2002, its intention to focus on the growth of its core variable annuity business.

Average assets under management totaled $23,637,559 in 2002, $26,792,877 in 2001 and $31,581,902 in 2000, representing a decrease of 12% and 15% in 2002 and
2001, respectively, due primarily to weak equity markets. The decrease in annuity and life insurance charges and fees and fee income before surrender charge income and reinsurance was consistent with the decline in assets under management. Surrender charge income increased in 2002 as compared to 2001. This was caused by higher lapses when compared to the applicable prior year periods, and was primarily attributable, the Company believes, to concerns by contract holders, rating agencies and the Company's distribution channels, surrounding the uncertainty in the equity markets and its impact on variable annuity companies generally and, prior to the announcement of the Acquisition, uncertainty concerning the Company's future (See Liquidity and Capital Resources for rating agency actions).

Net realized capital losses in 2002 were primarily from $9,593 of losses on sales and $3,769 of other-than-temporary impairments of mutual fund investments that are held in support of a deferred compensation program for certain of the
Company's employees. The deferred compensation program losses were offset by net gains of $3,746 during 2002 on sales of fixed maturities. Included in those net gains on sales of fixed maturities for 2002, was a realized loss of approximately $1,236 on the sale of a WorldCom, Inc. bond. The net capital gains in 2001 related primarily to sales of fixed maturity investments, were partially offset by losses on securities in the fixed maturity portfolio. The most significant loss was $2,636 related to Enron securities. In addition net realized capital losses of $3,534 in 2001 were incurred due to sales of mutual fund holdings in support of the Company's non-qualified deferred compensation program.

The change in annuity and life insurance policy reserves includes changes in reserves related to annuity contracts with mortality risks. During 2001, the
Company's Guaranteed Minimum Death Benefit ("GMDB") reserve decreased $43,984, as the result of an update of certain reserve assumptions as to risks inherent in the benefit. Previous assumptions had been based on statutory valuation principles as an approximation for U.S. GAAP. In addition, future mortality rates were lowered in 2001 to reflect favorable past experience. However, offsetting the resulting increase in earnings and equity as a result of changes in the GMDB liability in 2001, assumptions related to GMDB claim costs were also updated in the calculation of the deferred acquisition cost asset, resulting in additional amortization of this asset.

The Company uses derivative instruments, which consist of equity option contracts for risk management purposes, and not for trading or speculation. The
Company hedges the economic GMDB exposure associated with equity market fluctuations. GMDB claims, net of hedge, consist of GMDB claims offset by the mark to market and realized capital gain/loss results of the Company's option contracts. During 2002 and 2001, the fluctuations in GMDB claims, net of hedge, were driven by an increase in hedge related benefits of $19,776 and $14,646, respectively. Hedge related benefits were partially offset by increases in GMDB claims of $22,662 and $32,398 during 2002 and 2001, respectively.

Return credited to contract owners consists primarily of net investment results from the Company's fixed, market value adjusted, separate account investment option and changes in the Company's experience rated reinsurance receivables.
The decrease in 2002 was primarily due to increased net investment results on the Company's fixed, market value adjusted, separate account investment option.
As the equity markets decline, movement from variable investment options to fixed investment options, primarily due to one of the Company's product features, has increased the assets invested in the fixed separate account investment option. Included in 2002 net investment results is $9,849 of realized and unrealized losses on certain securities, of which $5,427 related to
WorldCom, Inc. bonds. The increase in net investment results was partially offset by a decrease in experience rated reinsurance receivables in 2002 due to unfavorable experience on certain blocks of variable annuity business. In 2001, return credited to contract owners decreased primarily due to favorable experience on certain blocks of variable annuity contracts increasing the experience rated reinsurance receivable. Partially offsetting the 2001 decrease is net investment losses of $1,662 related to Enron securities.

Underwriting, acquisition and other insurance expenses for 2002, 2001 and 2000 were as follows:

                                                  2002              2001               2000
                                             -----------       -----------         -----------
Commissions and purchase credits             $   287,612       $   248,187         $   430,743
General operating expenses                       145,438           157,704             214,957
Acquisition costs deferred                      (244,322)         (209,136)           (495,103)
                                             -----------       -----------         -----------
Underwriting, acquisition and other
insurance expenses                           $   188,728       $   196,755         $   150,597
                                             ===========       ===========         ===========

New products launched, as well as a larger proportion of sales of products with higher commissions as compared to 2001 led to an increase in commissions and purchase credits during 2002. Lower sales and asset levels led to a decrease in commissions and purchase credits during 2001. Partially offsetting this decline in 2001, the company launched a commission promotion program that increased commissions as a percentage of new sales. Commission promotions in 2002 were approximately equivalent as compared to 2001.

General operating expenses decreased during 2002 and 2001 as a result of lower sales-based compensation, as well as expense reduction programs implemented during 2001 and continued strong expense management in 2002. Variable compensation and long-term incentive plan expenses have decreased due to the slowdown in sales and the decline in the equity markets.

Amortization of deferred acquisition costs increased over the past two years, in general, due to the further depressed equity markets in 2002 and 2001, thereby decreasing expectations of future gross profits and actual gross profits from asset based fees and increased expected and actual claim costs associated with minimum death benefit guarantees. During 2002, the Company also performed a recoverability study and an analysis of its short-term assumptions of future gross profits and determined those assumptions of future profits to be excessive. This analysis resulted in a current year acceleration of amortization of $206,000. During 2002 and 2001, the Company also updated its future estimated gross profits with respect to certain mortality assumptions reflecting actual experience and the decline in the equity markets resulting in additional increased amortization. See Note 2 of Notes to Consolidated Financial Statements
for a further discussion on amortization of deferred acquisition costs.

Interest expense decreased during 2002 primarily due to lower interest expense related to the future fees payable to ASI liability (See Note 8). Interest expense on these obligations is driven by the cash flows from the underlying annuity contracts acting as collateral. Due to the depressed asset values of those annuity contracts driven by the decline in the equity markets, the cash flows, and therefore the interest expense, decreased from prior year levels.
Interest expense decreased in 2001 as a result of a reduction in borrowing.

The Company's income tax (benefit) expense varies directly with increases or decreases in (loss) income from operations. The effective income tax rate varied from the corporate rate of 35% due primarily to the deduction for dividends received.

Total assets and liabilities decreased $4,301,197 and $4,406,590, respectively, from December 31, 2001. This change resulted primarily from the declining equity markets.

SIGNIFICANT ACCOUNTING POLICIES

DEFERRED ACQUISITION COSTS

The costs of acquiring new business, which vary with and are primarily related to new business generated, are deferred, net of reinsurance. These costs include commissions, purchase credits, costs of contract issuance, and certain selling expenses that vary with production.

The Company uses the retrospective deposit method for amortizing deferred acquisition costs. This method results in deferred acquisition costs being amortized in proportion to expected gross profits from surrender charges and policy and asset based fees, net of operating and claim costs. The deferred acquisition cost asset is adjusted retrospectively and prospectively when estimates of current and future gross profits to be realized from a group of products are revised. Critical assumptions in estimating gross profits include those for surrenders, long-term fund growth rate, expenses and death benefits.
The long-term fund growth rate, in large part, determines the estimated future asset levels on which the most significant revenues are based. The Company's long-term fund growth rate assumption is 8% (net of charges assessed against the underlying mutual fund, but before charges assessed at the separate account and contract level). When current period actual asset growth is greater or less than the Company's long-term expectation, the Company adjusts the short-term asset growth rate to a level that will allow the Company, in the short-term, to resume the long-term asset growth rate expectation. The short-term asset growth rate is subject to constraints surrounding actual market conditions. If the Company's long-term fund growth rate assumption was 7% instead of 8%, the Company's deferred acquisition cost asset at December 31, 2002 would be reduced by
$26,273.

FUTURE FEES PAYABLE TO ASI

In a series of transactions with ASI, the Company transferred certain rights to receive a portion of future fees and contract charges expected to be realized on designated blocks of deferred annuity contracts.

The proceeds from the transfers have been recorded as a liability and are being amortized over the remaining surrender charge period of the designated contracts using the interest method. The Company did not transfer the right to receive future fees and charges after the expiration of the surrender charge period.

In connection with these transactions, ASI, through special purpose trusts, issued collateralized notes in private placements, which are secured by the rights to receive future fees and charges purchased from the Company.

Under the terms of the securitization purchase agreements, the rights transferred provide for ASI to receive a percentage (60%, 80% or 100% depending on the underlying commission option) of future mortality and expense charges and contingent deferred sales charges, after reinsurance, expected to be realized over the remaining surrender charge period of the designated contracts
(generally 6 to 8 years). The liability for future fees payable to ASI at the balance sheet date is based on the consideration received less principal repayments according to amortization schedules that were developed at the inception of the transactions. If actual mortality and expense charges and contingent deferred sales charges are less than those projected in the original amortization schedules, calculated on a transaction by transaction basis, ASI has no recourse against the Company. As account values associated with the designated contracts have declined, consistent with the overall decline in the equity markets, historical mortality and expense charges have been lower than expected on certain transactions and it is likely that future mortality and expense charges, on those same transactions, will be lower than originally projected. As a result, the ultimate cash flows associated with these transactions that will transfer to ASI may be lower than the current carrying amount of the liability.

The Company has determined, using assumptions for lapses, mortality, free withdrawals and a long-term fund growth rate of 8% on the Company's assets under management, that the present value of future payments to ASI would be $429,773.

DEFERRED TAXES

The Company evaluates the necessity of recording a valuation allowance against its deferred tax asset in accordance with Statement of Financial Accounting
Standards No. 109, Income Taxes ("SFAS 109"). In performing this evaluation, the
Company considers all available evidence in making the determination as to whether it is more likely than not that deferred tax assets are not realizable.
For the Company, that evidence includes: cumulative U.S. GAAP pre-tax income in recent years past, whether or not operating losses have expired unused in the past, the length of remaining carryback or carryforward periods, and net taxable income or loss expectations in early future years. The net taxable income or loss projections are based on profit assumptions consistent with those used to amortize deferred acquisition costs (see above discussion on deferred acquisition costs).

As of December 31, 2002, the Company has approximately $361,000 gross deferred tax assets related principally to net operating loss carryforwards that expire in 2016 and 2017 and insurance reserve differences. After considering the impact of gross reversing temporary liabilities of $323,000, the Company estimates that the Company will generate sufficient taxable income to fully utilize gross deferred tax assets within 2 years (prior to the expiration of the net operating losses).

LIQUIDITY AND CAPITAL RESOURCES

The Company's liquidity requirements have generally been met by cash from insurance operations, investment activities, borrowings from ASI, reinsurance, capital contributions and securitization transactions with ASI (see Note 8).

The Company's cash from insurance operations is primarily comprised of fees generated off of assets under management, less commission expense on sales, sales and marketing expenses and other operating expenses. Fund performance driven by the equity markets directly impact assets under management and therefore, the fees the Company can generate off of those assets. During 2002 and 2001, assets under management declined consistent with the equity market declines resulting in reductions in fee revenues. In addition, the equity markets impact sales of variable annuities. As sales have declined in a declining equity market, non-promotional commission expense declined, however, in order to boost sales levels, the Company has offered various sales promotions increasing the use of cash for commission expense.

In order to fund the cash strain generated from acquisition costs on current sales, the Company has relied on cash generated from its direct insurance operations as well as reinsurance and securitization transactions. The Company has used modified coinsurance reinsurance arrangements whereby the reinsurer shares in the experience of a specified book of business. These reinsurance transactions result in the Company receiving from the reinsurer an upfront ceding commission on the book of business ceded in exchange for the reinsurer receiving , the future fees generated from that book of business. These reinsurance agreements also mitigate the recoverability risk associated with the payment of up-front commissions and other acquisition costs. Similarly, the
Company has entered into securitization transactions whereby the Company issues to ASI, in exchange for cash, the right to receive future fees generated off of a specific book of business. On April 12, 2002, the Company entered into a new securitization transaction with ASI. This transaction covers designated blocks of business issued from November 1, 2000 through December 31, 2001. The estimated present value of the transaction at April 12, 2002, using a discount rate of 6.00%, was approximately $101,713.

As of December 31, 2002, 2001 and 2000, the Company had short-term borrowings of
$10,000, $10,000 and $10,000, respectively, and had long-term surplus notes liabilities of $110,000, $144,000 and $159,000, respectively. During 2002, the
Company borrowed $263,091 and paid back $263,091 related to short-term borrowing. During 2002 and 2001, the Company received permission from the State of Connecticut Insurance Department to pay down surplus notes in the amount of
$34,000 and $15,000, respectively. See Notes 14 and 15 of Notes to Consolidated
Financial Statements for more information on surplus notes and short-term borrowing, respectively.

As of December 31, 2002, 2001 and 2000, shareholder's equity totaled $683,061,
$577,668 and $496,911, respectively. The Company received capital contributions of $259,720 and $48,000 from ASI during 2002 and 2001, respectively. Of this,
$4,520 and $2,500, respectively, was used to support its investment in Skandia
Vida. Net (loss) income of ($165,257) and $33,099, for the years ended December
31, 2002 and 2001, respectively, contributed to the respective changes in shareholder's equity in 2002 and 2001.

The National Association of Insurance Commissioners ("NAIC") requires insurance companies to report information regarding minimum Risk Based Capital ("RBC")
requirements. These requirements are intended to allow insurance regulators to identify companies that may need regulatory attention. The RBC model law requires that insurance companies apply various factors to asset, premium and reserve items, all of which have inherent risks. The formula includes components for asset risk, insurance risk, interest rate risk and business risk. The
Company has complied with the NAIC's RBC reporting requirements and has total adjusted capital well above required capital.

During 2002, all of the major rating agencies reviewed the U.S. life insurance sector, including the Company. Based on these reviews the rating agencies have evolving concerns surrounding the risk profile of variable annuity companies due to their significant exposure to equity market performance. This exposure has resulted, and may continue to result, in earnings volatility. Based on the reviews made during 2002, the following ratings actions took place:

On May 8, 2002, Fitch Ratings downgraded the Company's "insurer financial strength" rating to A+ from AA- with a "stable" outlook.

On September 19, 2002, Fitch Ratings lowered the Company's "insurer financial strength" rating to A- from A+ with an "evolving" outlook.

On September 27, 2002, A.M. Best Co. lowered the Company's "financial strength"
rating to A- from A with negative implications.

On October 16, 2002, Standard and Poor's lowered the Company's "counter party credit" and "financial strength" ratings to A- from A+ with a negative outlook and removed the Company from Credit Watch.

Subsequent to the announcement of the Acquisition, Standard and Poor's placed the Company on CreditWatch with positive implications.

EFFECTS OF INFLATION

The rate of inflation has not had a significant effect on the Company's financial statements.

OUTLOOK

The Company believes that it is well positioned to retain and enhance its position as a leading provider of financial products for long-term savings and retirement purposes as well as to address the economic impact of premature death, estate planning concerns and supplemental retirement needs. The Company has renewed its focus on its core variable annuity business, offering innovative long-term savings and income products, strengthening its wholesaling efforts and providing consistently good customer service in order to gain market share and improve profitability in an increasingly competitive market.

The Gramm-Leach-Bliley Act of 1999 (the Financial Services Modernization Act)
permits affiliation among banks, securities firms and insurance companies. This legislative change has created opportunities for continued consolidation in the financial services industry and increased competition as large companies offer a wide array of financial products and services.

Various other legislative initiatives could impact the Company such as pension reform and capital gains and estate tax changes. These include the proposed exclusion from tax for corporate dividends, potential changes to the deductibility of dividends received from the Company's separate accounts and newly proposed tax-advantaged savings programs. Additional pension reform may change current tax deferral rules and allow increased contributions to retirement plans, which may lead to higher investments in tax-deferred products and create growth opportunities for the Company. A capital gains tax reduction may cause tax-deferred products to be less attractive to consumers, which could adversely impact the Company.

In addition, NAIC statutory reserving guidelines and/or interpretations of those guidelines may change in the future. Such changes may require the Company to modify, perhaps materially, its statutory-based reserves for variable annuity contracts.

FORWARD LOOKING INFORMATION

The Private Securities Litigation Reform Act of 1995 (the "1995 Act") provides a
"safe harbor" for forward-looking statements, so long as those statements are identified as forward-looking, and the statements are accompanied by meaningful cautionary statements that identify important factors that could cause actual results to differ materially from those discussed in the statement. We want to take advantage of these safe harbor provisions.

Certain information contained in the Management's Discussion and Analysis of
Financial Condition and Results of Operations is forward-looking within the meaning of the 1995 Act or Securities and Exchange Commission rules.

These forward-looking statements rely on a number of assumptions concerning future events, and are subject to a number of significant uncertainties and results may differ materially from these statements. You should not put undue reliance on these forward-looking statements. We disclaim any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company is subject to potential fluctuations in earnings and the fair value of certain of its assets and liabilities, as well as variations in expected cash flows due to changes in market interest rates and equity prices. The following discussion focuses on specific exposures the Company has to interest rate and equity price risk and describes strategies used to manage these risks, and includes "forward-looking statements" that involve risk and uncertainties. The discussion is limited to financial instruments subject to market risks and is not intended to be a complete discussion of all of the risks to which the
Company is exposed.

INTEREST RATE RISK

Fluctuations in interest rates can potentially impact the Company's profitability and cash flows. At December 31, 2002, 91% of assets held under management by the Company are in non-guaranteed Separate Accounts for which the
Company's interest rate and equity market exposure is not significant, as the contract owner assumes substantially all of the investment risk. Of the remaining 9% of assets, the interest rate risk from contracts that carry interest rate exposure is managed through an asset/liability matching program which takes into account the risk variables of the insurance liabilities supported by the assets.

At December 31, 2002, the Company held fixed maturity investments in its general account that are sensitive to changes in interest rates. These securities are held in support of the Company's fixed immediate annuities, fixed supplementary contracts, the fixed investment option offered in its variable life insurance contracts, and in support of the Company's target solvency capital. The Company has a conservative investment philosophy with regard to these investments. All investments are investment grade corporate securities, government agency or U.S.
government securities.

The Company's deferred annuity products offer a fixed investment option which subjects the Company to interest rate risk. The fixed option guarantees a fixed rate of interest for a period of time selected by the contract owner. Guarantee period options available range from one to ten years. Withdrawal of funds, or transfer of funds to variable investment options, before the end of the guarantee period subjects the contract owner to a market value adjustment
("MVA"). In the event of rising interest rates, which make the fixed maturity securities underlying the guarantee less valuable, the MVA could be negative. In the event of declining interest rates, which make the fixed maturity securities underlying the guarantee more valuable, the MVA could be positive. The resulting increase or decrease in the value of the fixed option, from calculation of the
MVA, should substantially offset the increase or decrease in the market value of the securities underlying the guarantee. The Company maintains strict asset/liability matching to enable this offset. However, the Company still takes on the default risk for the underlying securities, the interest rate risk of reinvestment of interest payments and the risk of failing to maintain the asset/liability matching program with respect to duration and convexity.

Liabilities held in the Company's guaranteed separate account as of December 31,
2002 totaled $1,828,048. Assets, primarily fixed income investments, supporting those liabilities had a fair value of $1,828,048. The Company performed a sensitivity analysis on these interest-sensitive liabilities and assets at
December 31, 2002. The analysis showed that an immediate decrease of 100 basis points in interest rates would result in a net increase in liabilities and the corresponding assets of approximately $69,150 and $68,500, respectively. An analysis of a 100 basis point decline in interest rates at December 31, 2001, showed a net increase in interest-sensitive liabilities and the corresponding assets of approximately $39,800 and $39,900, respectively.

EQUITY MARKET EXPOSURE

The primary equity market risk to the Company comes from the nature of the variable annuity and variable life products sold by the Company. Various fees and charges earned are substantially derived as a percentage of the market value of assets under management. In a market decline, this income will be reduced.
This could be further compounded by customer withdrawals, net of applicable surrender charge revenues, partially offset by transfers to the fixed option discussed above. A 10% decline in the market value of the assets under management at December 31, 2002, sustained throughout 2003, would result in an approximate drop in related mortality and expense charges and annual fee income of $36,350.

Another equity market risk exposure of the Company relates to guaranteed minimum death benefit payments. Declines in equity markets and, correspondingly, the performance of the funds underlying the Company's products, increase exposure to guaranteed minimum death benefit payments. As discussed in Note 2D of the consolidated financial statements, the Company uses derivative instruments to hedge against the risk of significant decreases in equity markets. Prior to the implementation of this program, the Company used reinsurance to mitigate this risk.

The Company has a portfolio of equity investments consisting of mutual funds, which are held in support of a deferred compensation program. In the event of a decline in market values of underlying securities, the value of the portfolio would decline; however the accrued benefits payable under the related deferred compensation program would decline by a corresponding amount.

Estimates of interest rate risk and equity price risk were obtained using computer models that take into consideration various assumptions about the future. Given the uncertainty of future interest rate movements, volatility in the equity markets and consumer behavior, actual results may vary from those predicted by the Company's models.

AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF AMERICAN SKANDIA LIFE ASSURANCE
CORPORATION

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholder of American Skandia Life Assurance
Corporation Shelton, Connecticut

We have audited the consolidated statements of financial condition of American
Skandia Life Assurance Corporation (the "Company" which is an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.) as of December 31,
2002 and 2001, and the related consolidated statements of income, shareholder's equity and cash flows for each of the three years in the period ended December
31, 2002. These consolidated financial statements are the responsibility of the
Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Skandia
Life Assurance Corporation at December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 2, in 2002 the Company adopted Statement of Financial
Accounting Standards No. 142, Goodwill and Other Intangible Assets.

As discussed in Note 2, effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments
and Hedging Activities.

/s/ Ernst & Young LLP

Hartford, Connecticut
February 3, 2003

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands, except share data)

                                                                       As of December 31,
                                                                     2002             2001
                                                                ---------------   ---------------
ASSETS
------
Investments:

Fixed maturities - at fair value (amortized cost of $379,422
and $356,882, respectively)                                     $       398,601   $       362,831
Equity securities - at fair value (amortized cost of $52,017
and $49,886, respectively)                                               51,769            45,083
Derivative instruments - at fair value                                   10,370             5,525
Policy loans                                                              7,559             6,559
                                                                ---------------   ---------------
Total investments                                                       468,299           419,998
                                                                ---------------   ---------------
Cash and cash equivalents                                                51,339                 -
Accrued investment income                                                 4,196             4,737
Deferred acquisition costs                                            1,117,544         1,383,281
Reinsurance receivable                                                    5,447             7,733
Receivable from affiliates                                                3,961             3,283
Income tax receivable                                                         -            30,537
Deferred income taxes                                                    38,206                 -
Fixed assets, at depreciated cost (accumulated depreciation of
$7,555 and $4,266, respectively)                                         12,132            17,752
Other assets                                                            101,848           103,912
Separate account assets                                              21,905,613        26,038,549
                                                                ---------------   ---------------
Total assets                                                    $    23,708,585   $    28,009,782
                                                                ===============   ===============

LIABILITIES AND SHAREHOLDER'S EQUITY
------------------------------------
Liabilities:

Reserves for future policy and contract benefits                $       149,349   $        91,126
Accounts payable and accrued expenses                                   133,543           192,952
Income tax payable                                                        6,547                 -
Deferred income taxes                                                         -            54,980
Payable to affiliates                                                     2,223           101,035
Future fees payable to American Skandia, Inc. ("ASI")                   708,249           799,472
Short-term borrowing                                                     10,000            10,000
Surplus notes                                                           110,000           144,000
Separate account liabilities                                         21,905,613        26,038,549
                                                                ---------------   ---------------
Total liabilities                                                    23,025,524        27,432,114
                                                                ---------------   ---------------

Commitments and contingent liabilities (Note 18)

Shareholder's equity:

Common stock, $100 par value, 25,000 shares authorized,
issued and outstanding                                                    2,500             2,500
Additional paid-in capital                                              595,049           335,329
Retained earnings                                                        73,821           239,078
Accumulated other comprehensive income                                   11,691               761
                                                                ---------------   ---------------
Total shareholder's equity                                              683,061           577,668
                                                                ---------------   ---------------
Total liabilities and shareholder's equity                      $    23,708,585   $    28,009,782
                                                                ===============   ===============

See notes to consolidated financial statements.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

CONSOLIDATED STATEMENTS OF INCOME
(in thousands)

                                                             For the Years Ended December 31,
                                                             2002          2001          2000
                                                         ------------  ------------  ------------
REVENUES
--------
Annuity and life insurance charges and fees              $    370,004  $    388,696  $    424,578
Fee income                                                     97,650       111,196       130,610
Net investment income                                          19,632        20,126        18,595
Net realized capital (losses) gains                            (9,614)          928          (688)
Other                                                           2,176         1,770         4,883
                                                         ------------  ------------  ------------
Total revenues                                                479,848       522,716       577,978
                                                         ------------  ------------  ------------

EXPENSES
--------
Benefits:

Annuity and life insurance benefits                             3,391         1,955           751
Change in annuity and life insurance policy reserves            2,741       (39,898)       49,339
Guaranteed minimum death benefit claims, net of hedge          23,256        20,370         2,618
Return credited to contract owners                              5,196         5,796         8,463
                                                         ------------  ------------  ------------

Total benefits                                                 34,584       (11,777)       61,171
Other:
Underwriting, acquisition and other insurance
expenses                                                      188,728       196,755       150,597
Amortization of deferred acquisition costs                    510,059       224,047       184,616
Interest expense                                               14,544        73,424        85,998
                                                         ------------  ------------  ------------
                                                              713,331       494,226       421,211
                                                         ------------  ------------  ------------
Total benefits and expenses                                   747,915       482,449       482,382
                                                         ------------  ------------  ------------
(Loss) income from operations before income tax

(benefit) expense                                            (268,067)       40,267        95,596
Income tax (benefit) expense                                 (102,810)        7,168        30,779
                                                         ------------  ------------  ------------
Net (loss) income                                        $   (165,257) $     33,099  $     64,817
                                                         ============  ============  ============

See notes to consolidated financial statements.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY
(in thousands)

                                                                           Accumulated Other
                                                                         Comprehensive Income
                                         ------------------------------------------------------------------------------
                                                                    Additional   Foreign       Unrealized
                                              Common     Paid in     Retained    Currency         Gains
                                              Stock      Capital     Earnings   Translation      (Losses)       Total
                                         ----------- ------------ ----------- -------------- ------------- ------------
As of December 31, 1999                       $2,500     $215,879    $141,162        $148          $(255)      $359,434
Net income                                                             64,817                                    64,817
Other comprehensive income:
Unrealized capital gains                                                                             843            843
Reclassification adjustment for
realized losses included in net
realized capital (losses) gains                                                                      433            433
Foreign currency translation                                                          (66)                          (66)
                                                                                                           ------------
Other comprehensive income                                                                                        1,210
                                                                                                           ------------
Comprehensive income                                                                                             66,027
Capital contributions                                      71,450                                                71,450
                                         ----------- ------------ ----------- -------------- ------------- ------------
As of December 31, 2000                        2,500      287,329     205,979          82          1,021        496,911
Net income                                                             33,099                                    33,099
Other comprehensive loss:
Unrealized capital losses                                                                           (261)          (261)
Reclassification adjustment for
realized gains included in net
realized capital (losses) gains                                                                      (14)           (14)
Foreign currency translation                                                          (67)                          (67)
                                                                                                           ------------
Other comprehensive loss                                                                                           (342)
                                                                                                           ------------
Comprehensive income                                                                                             32,757
Capital contributions                                      48,000                                                48,000
                                         ----------- ------------ ----------- -------------- ------------- ------------
As of December 31, 2001                        2,500      335,329     239,078          15            746        577,668
Net loss                                                             (165,257)                                 (165,257)
Other comprehensive income:
Unrealized capital gains                                                                          10,434         10,434
Reclassification adjustment for
realized losses included in net
realized capital (losses) gains                                                                    1,126          1,126
Foreign currency translation                                                         (630)                         (630)
                                                                                                           ------------
Other comprehensive income                                                                                       10,930
                                                                                                           ------------
Comprehensive loss                                                                                             (154,327)
Capital contributions                                     259,720                                               259,720
                                         ----------- ------------ ----------- -------------- ------------- ------------
As of December 31, 2002                       $2,500     $595,049     $73,821       $(615)       $12,306       $683,061
                                         ----------- ------------ ----------- -------------- ------------- ------------

Unrealized capital gains (losses) is shown net of tax expense (benefit) of
$5,618, ($140) and $454 for 2002, 2001 and 2000, respectively. Reclassification adjustment for realized losses (gains) included in net realized capital (losses)
gains is shown net of tax expense (benefit) of $606, ($8) and $233 for 2002,
2001 and 2000, respectively. Foreign currency translation is shown net of tax benefit of $339, $36 and $36 for 2002, 2001 and 2000, respectively.

See notes to consolidated financial statements.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

                                                                     For the Years Ended December 31,
                                                                      2002          2001          2000
                                                                   ----------    ----------    ----------
Cash flow from operating activities:
Net (loss) income                                                  $ (165,257)   $   33,099    $   64,817
Adjustments to reconcile net (loss) income to net
cash (used in) provided by operating activities:
Amortization and depreciation                                          21,649        13,374         5,758
Deferral of acquisition costs                                        (244,322)     (209,136)     (495,103)
Amortization of deferred acquisition costs                            510,059       224,047       184,616
Deferred tax (benefit) expense                                        (99,071)       46,215        60,023
Change in unrealized (gains) losses on derivatives                     (5,149)        2,902        (2,936)
Increase (decrease) in policy reserves                                  3,293       (38,742)       50,892
(Decrease) increase in net receivable/payable to affiliates           (99,490)      103,496       (72,063)
Change in net income tax receivable/payable                            37,084         4,083       (58,888)
Increase in other assets                                               (9,546)      (12,105)      (65,119)
Decrease (increase) in accrued investment income                          541           472        (1,155)
Decrease (increase) in reinsurance receivable                           2,286        (1,849)          420
(Decrease) increase in accounts payable and accrued
expenses                                                              (59,409)       55,912       (21,550)
Net realized capital (gains) losses on derivatives                    (26,654)      (14,929)        5,554
Net realized capital losses (gains) on investments                      9,616          (928)          688
                                                                   ----------    ----------    ----------
Net cash (used in) provided by operating activities                  (124,370)      205,911      (344,046)
                                                                   ----------    ----------    ----------
Cash flow from investing activities:

Purchase of fixed maturity investments                               (388,053)     (462,820)     (380,737)
Proceeds from sale and maturity of fixed
maturity investments                                                  367,263       390,816       303,736
Purchase of derivatives                                               (61,998)     (103,533)      (14,781)
Proceeds from exercise or sale of derivative instruments               88,956       113,051         5,936
Purchase of shares in equity securities and dividend
reinvestments                                                         (49,713)      (55,430)      (18,136)
Proceeds from sale of shares in equity securities                      34,220        25,228         8,345
Purchase of fixed assets                                               (2,423)      (10,773)       (7,348)
Increase in policy loans                                               (1,000)       (2,813)       (2,476)
                                                                   ----------    ----------    ----------
Net cash used in investing activities                                 (12,748)     (106,274)     (105,461)
                                                                   ----------    ----------    ----------
Cash flow from financing activities:

Capital contribution                                                  259,720        48,000        71,450
Pay down of surplus notes                                             (34,000)      (15,000)      (20,000)
(Decrease) increase in future fees payable to ASI, net                (91,223)     (137,355)      358,376
Deposits to contract owner accounts                                   808,209        59,681       172,441
Withdrawals from contract owner accounts                             (164,964)     (130,476)     (102,603)
Change in contract owner accounts, net of investment earnings        (588,315)       62,875       (55,468)
                                                                   ----------    ----------    ----------
Net cash provided by (used in) financing activities                   189,427      (112,275)      424,196
                                                                   ----------    ----------    ----------
Net increase (decrease) in cash and cash equivalents                   52,309       (12,638)      (25,311)
Change in foreign currency translation                                   (970)         (103)         (101)
Cash and cash equivalents at beginning of period                            -        12,741        38,153
Cash and cash equivalents at end of period                         $   51,339    $        -    $   12,741
                                                                   ==========    ==========    ==========
Income taxes (received) paid                                       $  (40,823)   $  (43,130)   $   29,644
                                                                   ==========    ==========    ==========
Interest paid                                                      $   23,967    $   56,831    $  114,394
                                                                   ==========    ==========    ==========

See notes to consolidated financial statements.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

Notes to Consolidated Financial Statements December 31, 2002
(dollars in thousands)

1. ORGANIZATION AND OPERATION

American Skandia Life Assurance Corporation ("ASLAC" or the "Company"), with its principal offices in Shelton, Connecticut, is a wholly-owned subsidiary of
American Skandia, Inc. ("ASI"). On December 19, 2002, Skandia Insurance Company
Ltd. (publ) ("SICL"), an insurance company organized under the laws of the
Kingdom of Sweden, and the ultimate parent company of the Company, entered into a definitive purchase agreement with Prudential Financial, Inc., a New Jersey corporation ("Prudential Financial"), whereby Prudential Financial will acquire the Company and certain of its affiliates (the "Acquisition"). Consummation of the transaction is subject to various closing conditions, including regulatory approvals and approval of certain matters by the board of directors and shareholders of the mutual funds advised by American Skandia Investment
Services, Inc. ("ASISI"), a subsidiary of ASI. The transaction is expected to close during the second quarter of 2003.

The Company develops long-term savings and retirement products, which are distributed through its affiliated broker/dealer company, American Skandia
Marketing, Incorporated ("ASM"). The Company currently issues term and variable universal life insurance and variable deferred and immediate annuities for individuals and groups in the United States of America and its territories.

The Company has 99.9% ownership in Skandia Vida, S.A. de C.V. ("Skandia Vida"), which is a life insurance company domiciled in Mexico. Skandia Vida had total shareholder's equity of $5,023 and $4,179 as of December 31, 2002, and 2001,
respectively. Skandia Vida has generated net losses of $2,706, $2,619 and $2,540 in 2002, 2001 and 2000, respectively. As part of the Acquisition, it is expected that the Company will sell its ownership interest in Skandia Vida to SICL. The
Company has filed for required regulatory approvals from the State of
Connecticut and Mexico related to the sale of Skandia Vida.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A. Basis of Reporting

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States
("U.S. GAAP"). Skandia Vida has been consolidated in these financial statements.
Intercompany transactions and balances between the Company and Skandia Vida have been eliminated in consolidation.

Certain reclassifications have been made to prior year amounts to conform with the current year presentation.

B. New Accounting Standard

Effective January 1, 2001, the Company adopted Statement of Financial Accounting
Standards No. 133, "Accounting for Derivative Instruments and Hedging
Activities," as amended by SFAS 137 and SFAS 138 (collectively "SFAS 133").
Derivative instruments held by the Company consist of equity put option contracts utilized to

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

manage the economic risks associated with guaranteed minimum death benefits
("GMDB"). These derivative instruments are carried at fair value. Realized and unrealized gains and losses are reported in the Consolidated Statements of
Income, together with GMDB claims expense, as a component of Guaranteed Minimum
Death Benefit Claims, Net of Hedge. The adoption of SFAS No. 133 did not have a material effect on the Company's financial statements.

Effective April 1, 2001, the Company adopted the Emerging Issues Task Force
("EITF") Issue 99-20, "Recognition of Interest Income and Impairment on
Purchased and Retained Beneficial Interests in Securitized Financial Assets."
Under the consensus, investors in certain asset-backed securities are required to record changes in their estimated yield on a prospective basis and to evaluate these securities for an other than temporary decline in value. If the fair value of the asset-backed security has declined below its carrying amount and the decline is determined to be other than temporary, the security is written down to fair value. The adoption of EITF Issue 99-20 did not have a significant effect on the Company's financial statements.

In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards. No. 142 "Accounting for Goodwill and
Intangible Assets" ("SFAS 142"). Under the new standard, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the new standard. Other intangible assets will continue to be amortized over their useful lives.

The Company applied the new rules on the accounting for goodwill and other intangible assets in the first quarter of 2002. The adoption of SFAS 142 did not have a significant impact on the Company's financial statements.

C. Investments

The Company has classified its fixed maturity investments as available-for-sale and, as such, they are carried at fair value with changes in unrealized gains and losses reported as a component of other comprehensive income.

The Company has classified its equity securities held in support of a deferred compensation plan (see Note 12) as available-for-sale. Such investments are carried at fair value with changes in unrealized gains and losses reported as a component of other comprehensive income.

Policy loans are carried at their unpaid principal balances.

Realized capital gains and losses on disposal of investments are determined by the specific identification method.

Other than temporary impairment charges are determined based on an analysis that is performed on a security by security basis and includes quantitative and qualitative factors.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

D. Derivative Instruments

The Company uses derivative instruments, which consist of equity put option contracts, for risk management purposes, and not for trading or speculation. The
Company hedges the economic GMDB exposure associated with equity market fluctuations. As the equity markets decline, the Company's exposure to future
GMDB claims increases. Conversely, as the equity markets increase the Company's exposure to future GMDB claims decreases. The claims exposure is reduced by the market value effect of the option contracts purchased.

Based on criteria described in SFAS 133, the Company's fair value hedges do not qualify as "effective" hedges and, therefore, hedge accounting may not be applied. Accordingly, the derivative investments are carried at fair value with changes in unrealized gains and losses being recorded in income as those changes occur. As such, both realized and unrealized gains and losses are reported in the Consolidated Statements of Income, together with GMDB claims expense, as a component of Guaranteed Minimum Death Benefit Claims, Net of Hedge.

As of December 31, 2002 and 2001, the accumulated difference between cost and market value on the Company's derivatives was an unrealized gain of $1,434 and an unrealized loss of $3,715, respectively. The amount of realized and unrealized gains (losses) on the Company's derivatives recorded during the years ended December 31, 2002, 2001 and 2000 was $31,803, $12,027 and ($2,619),
respectively.

E. Cash Equivalents

The Company considers all highly liquid time deposits, commercial paper and money market mutual funds purchased with a maturity date, at acquisition, of three months or less to be cash equivalents.

As of December 31, 2002, $50 of cash reflected on the Company's financial statements was restricted in compliance with regulatory requirements.

F. State Insurance Licenses

Licenses to do business in all states have been capitalized and reflected at the purchase price of $6,000 less accumulated amortization of $2,038 at December 31,
2002. Due to the adoption of SFAS 142, the cost of the licenses is no longer being amortized but is subjected to an annual impairment test. As of December
31, 2002, the Company estimated the fair value of the state insurance licenses to be in excess of book value and, therefore, no impairment charge was required.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

G. Income Taxes

The Company is included in the consolidated federal income tax return filed by
Skandia U.S. Inc. and its U.S. subsidiaries. In accordance with the tax sharing agreement, the federal income tax provision is computed on a separate return basis as adjusted for consolidated items. Pursuant to the terms of this agreement, the Company has the right to recover the value of losses utilized by the consolidated group in the year of utilization. To the extent the Company generates income in future years, the Company is entitled to offset future taxes on that income through the application of its loss carry forward generated in the current year.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

H. Recognition of Revenue and Contract Benefits

Revenues for variable deferred annuity contracts consist of charges against contract owner account values or separate accounts for mortality and expense risks, administration fees, surrender charges and an annual maintenance fee per contract. Revenues for mortality and expense risk charges and administration fees are recognized as assessed against the contract holder. Surrender charge revenue is recognized when the surrender charge is assessed against the contract holder at the time of surrender. Annual maintenance fees are earned ratably throughout the year.

Benefit reserves for the variable investment options on annuity contracts represent the account value of the contracts and are included in the separate account liabilities.

Fee income from mutual fund organizations is recognized when assessed against assets under management.

Revenues for variable immediate annuity and supplementary contracts with life contingencies consist of certain charges against contract owner account values including mortality and expense risks and administration fees. These charges and fees are recognized as revenue as assessed against the contract holder. Benefit reserves for variable immediate annuity contracts represent the account value of the contracts and are included in the separate account liabilities.

Revenues for the market value adjusted fixed investment option on annuity contracts consist of separate account investment income reduced by amounts credited to the contract holder for interest. This net spread is included in return credited to contract owners on the consolidated statements of income.
Benefit reserves for these contracts represent the account value of the contracts plus a

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

market value adjustment, and are included in the general account reserve for future policy and contract benefits to the extent in excess of the separate account assets, typically for the market value adjustment at the reporting date.

Revenues for fixed immediate annuity and fixed supplementary contracts without life contingencies consist of net investment income, reported as a component of return credited to contract owners. Revenues for fixed immediate annuity contracts with life contingencies consist of single premium payments recognized as annuity considerations when received. Benefit reserves for these contracts are based on applicable actuarial standards with assumed interest rates that vary by issue year and are included in the general account reserve for future policy and contract benefits. Assumed interest rates ranged from 6.25% to 8.25%
at December 31, 2002 and 2001.

Revenues for variable life insurance contracts consist of charges against contract owner account values or separate accounts for mortality and expense risk fees, administration fees, cost of insurance fees, taxes and surrender charges. Certain contracts also include charges against premium to pay state premium taxes. All of these charges are recognized as revenue when assessed against the contract holder. Benefit reserves for variable life insurance contracts represent the account value of the contracts and are included in the separate account liabilities.

I. Deferred Acquisition Costs

The costs of acquiring new business, which vary with and are primarily related to new business generated, are being deferred, net of reinsurance. These costs include commissions, purchase credits, costs of contract issuance, and certain selling expenses that vary with production.

The Company uses the retrospective deposit method for amortizing deferred acquisition costs. This method results in deferred acquisition costs being amortized in proportion to expected gross profits, from surrender charges and policy and asset based fees, net of operating and claim costs. The deferred acquisition cost asset is adjusted retrospectively and prospectively when estimates of current and future gross profits to be realized from a group of products are revised. Critical assumptions in estimating gross profits include those for surrenders, long-term fund growth rate, expenses and death benefits.
The long-term fund growth rate, in large part, determines the estimated future asset levels on which the most significant revenues are based. The Company's long-term fund growth rate assumption is 8% (net of charges assessed against the underlying mutual fund, but before charges assessed at the separate account and contract level). When current period actual asset growth is greater or less than the Company's long-term expectation, the Company adjusts the short-term asset growth rate to a level that will allow the Company, in the short-term, to resume the long-term asset growth rate expectation. The short-term asset growth rate is subject to constraints surrounding actual market conditions.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Details of deferred acquisition costs and related amortization for the years ended December 31, are as follows:

                                                     2002            2001            2000
                                                -------------   -------------   -------------
Balance at beginning of year                    $   1,383,281   $   1,398,192   $   1,087,705
Acquisition costs deferred during the year            244,322         209,136         495,103
Acquisition costs amortized during the year          (510,059)       (224,047)       (184,616)
                                                -------------   -------------   -------------
Balance at end of year                          $   1,117,544   $   1,383,281   $   1,398,192
                                                =============   =============   =============

As asset growth rates, during 2002 and 2001, have been far below the Company's long-term assumption, the adjustment to the short-term asset growth rate had risen to a level, before being capped, that in management's opinion was excessive in the current market environment. Based on an analysis of those short-term rates, the related estimates of future gross profits and an impairment study, management of the Company determined that the short-term asset growth rate should be reset to the level of the long-term growth rate expectation as of September 30, 2002. This resulted in an acceleration of amortization of approximately $206,000.

Throughout the year, the Company also updated its future estimated gross profits with respect to certain mortality assumptions reflecting actual experience and the decline in the equity markets resulting in additional increased amortization of approximately $72,000.

J. Reinsurance

The Company cedes reinsurance under modified co-insurance arrangements. These reinsurance arrangements provide additional capacity for growth in supporting the cash flow strain from the Company's variable annuity and variable life insurance business. The reinsurance is effected under quota share contracts.

At December 31, 2002 and 2001, in accordance with the provisions of the modified coinsurance agreements, the Company accrued approximately $5,447 and $7,733, respectively, for amounts receivable from favorable reinsurance experience on certain blocks of variable annuity business.

K. Translation of Foreign Currency

The financial position and results of operations of Skandia Vida are measured using local currency as the functional currency. Assets and liabilities are translated at the exchange rate in effect at each year-end. Statements of income and changes in shareholder's equity accounts are translated at the average rate prevailing during the year. Translation adjustments arising from the use of differing exchange rates from period to period are reported as a component of other comprehensive income.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

L. Separate Accounts

Assets and liabilities in separate accounts are included as separate captions in the consolidated statements of financial condition. Separate account assets consist principally of long term bonds, investments in mutual funds, short-term securities and cash and cash equivalents, all of which are carried at fair value. The investments are managed predominately through ASISI, utilizing various fund managers as sub-advisors. The remaining investments are managed by independent investment firms. The contract holder has the option of directing funds to a wide variety of investment options, most of which invest in mutual funds. The investment risk on the variable portion of a contract is borne by the contract holder. Fixed options with minimum guaranteed interest rates are also available. The Company bears the credit risk associated with the investments that support these fixed options.

Included in Separate Account liabilities are reserves of $1,828,048 and
$1,092,944 at December 31, 2002 and 2001, respectively, relating to deferred annuity investment options for which the contract holder is guaranteed a fixed rate of return. These reserves are calculated using the Commissioners Annuity
Reserve Valuation Method. Separate Account assets of $1,828,048 and $1,092,944 at December 31, 2002 and 2001, respectively, consisting of fixed maturities, equity securities, short-term securities, cash and cash equivalents, accrued investment income, accrued liabilities and amounts due to/from the General
Account are held in support of these annuity obligations, pursuant to state regulation.

Included in the general account, within Reserves for Future Policy and Contract
Benefits, is the market value adjustment associated with the guaranteed, fixed rate investment options, assuming the market value adjustment at the reporting date.

Net investment income (including net realized capital gains and losses) and interest credited to contract holders on separate account assets are not separately reflected in the Consolidated Statements of Income.

M. Unearned Performance Credits

The Company defers certain bonus credits applied to contract holder deposits.
The credit is reported as a contract holder liability within separate account liabilities and the deferred expense is reported as a component of other assets.
As the contract holder must keep the contract in-force for 10 years to earn the bonus credit, the Company amortizes the deferred expense on a straight-line basis over 10 years. If the contract holder surrenders the contract or the contract holder dies prior to the end of 10 years, the bonus credit is returned to the Company. This component of the bonus credit is amortized in proportion to expected surrenders and mortality. As of December 31, 2002 and 2001, the unearned performance credit asset was $83,288 and $89,234, respectively.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

N. Estimates

The preparation of financial statements in conformity with U.S. GAAP requires that management make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The more significant estimates and assumptions are related to deferred acquisition costs and involve estimates of future policy lapses, investment returns and maintenance expenses. Actual results could differ from those estimates.

3. INVESTMENTS

The amortized cost, gross unrealized gains and losses and fair value of fixed maturities and investments in equity securities as of December 31, 2002 and 2001 are shown below. All securities held at December 31, 2002 and 2001 were publicly traded.

Investments in fixed maturities as of December 31, 2002 consisted of the following:

                                                           Gross           Gross
                                           Amortized    Unrealized       Unrealized
                                             Cost          Gains           Losses      Fair Value
                                         ------------   -----------       --------    ------------
U.S. Government obligations              $    270,969   $    15,658       $    (78)   $    286,549
Obligations of state and political
subdivisions                                      253             9             (1)            261
Corporate securities                          108,200         3,631            (40)        111,791
                                         ------------   -----------       --------    ------------
Totals                                   $    379,422   $    19,298       $   (119)   $    398,601
                                         ============   ===========       ========    ============

The amortized cost and fair value of fixed maturities, by contractual maturity, at December 31, 2002 are shown below. Actual maturities may differ from contractual maturities due to call or prepayment provisions.

                                             Amortized
                                                Cost        Fair Value
                                             -----------   -----------
Due in one year or less                      $    12,793   $    12,884
Due after one through five years                 165,574       171,830
Due after five through ten years                 186,609       198,913
Due after ten years                               14,446        14,974
                                             -----------   -----------
Total                                        $   379,422   $   398,601
                                             ===========   ===========

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. INVESTMENTS (continued)

Investments in fixed maturities as of December 31, 2001 consisted of the following:

                                                           Gross           Gross
                                           Amortized    Unrealized       Unrealized
                                             Cost          Gains           Losses      Fair Value
                                         ------------   -----------       --------    ------------
U.S. Government obligations              $    198,136   $     2,869       $   (413)   $    200,592
Obligations of state and political
subdivisions                                      252             8              -             260
Corporate securities                          158,494         4,051           (566)        161,979
                                         ------------   -----------       --------    ------------
Totals                                   $    356,882   $     6,928       $   (979)    $   362,831
                                         ============   ===========       ========    ============

Proceeds from sales of fixed maturities during 2002, 2001 and 2000 were
$367,213, $386,816 and $302,632, respectively. Proceeds from maturities during
2002, 2001 and 2000 were $50, $4,000 and $1,104, respectively.

The cost, gross unrealized gains/losses and fair value of investments in equity securities at December 31 are shown below:

                                                           Gross           Gross
                                           Amortized    Unrealized       Unrealized
                                             Cost          Gains           Losses      Fair Value
                                         ------------   -----------       --------    ------------
2002                                     $     52,017   $       136       $   (384)   $     51,769
2001                                     $     49,886   $       122       $ (4,925)   $     45,083

Net realized investment gains (losses), determined on a specific identification basis, were as follows for the years ended December 31:

                                          2002           2001            2000
                                      ------------   -----------       --------
Fixed maturities:
Gross gains                           $      8,213   $     8,849       $  1,002
Gross losses                                (4,468)       (4,387)        (3,450)
Investment in equity securities:
Gross gains                                     90           658          1,913
Gross losses                               (13,451)       (4,192)          (153)
                                      ------------   -----------       --------
Totals                                $     (9,616)  $       928       $   (688)
                                      ============   ===========       ========

During 2002, the Company determined that certain amounts of its investment in equity securities were other than temporarily impaired and, accordingly, recorded a loss of $3,769.

As of December 31, 2002, the Company did not own any investments in fixed maturity securities whose carrying value exceeded 10% of the Company's equity.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. INVESTMENTS (continued)

As of December 31, 2002, the following fixed maturities were restricted in compliance with regulatory requirements:

Security                                                       Fair Value
--------                                                       ----------
U.S. Treasury Note, 6.25%, February 2003                           $4,345
U.S. Treasury Note, 3.00%, November 2003                              183
Puerto Rico Commonwealth, 4.60%, July 2004                            210
Puerto Rico Commonwealth, 4.875%, July 2023                            52

4. FAIR VALUES OF FINANCIAL INSTRUMENTS

The methods and assumptions used to determine the fair value of financial instruments are as follows:

Fair values of fixed maturities with active markets are based on quoted market prices. For fixed maturities that trade in less active markets, fair values are obtained from an independent pricing service.

Fair values of equity securities are based on quoted market prices.

The fair value of derivative instruments is determined based on the current value of the underlying index.

The carrying value of cash and cash equivalents (cost) approximates fair value due to the short-term nature of these investments.

The carrying value of policy loans approximates fair value.

Fair value of future fees payable to ASI are determined on a discounted cash flow basis, using best estimate assumptions of lapses, mortality, free withdrawals and a long-term fund growth rate of 8% on the Company's assets under management.

The carrying value of short-term borrowings (cost) approximates fair value due to the short-term nature of these liabilities.

Fair value of surplus notes are determined based on a discounted cash flow basis with a projected payment of principal and all accrued interest at the maturity date (see Note 14 for payment restrictions).

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4. FAIR VALUES OF FINANCIAL INSTRUMENTS (continued)

The fair values and carrying values of financial instruments at December 31,
2002 and 2001 are as follows:

                                            December 31, 2002                December 31, 2001
                                   --------------------------------- --------------------------------
                                     Fair Value     Carrying Value    Fair Value     Carrying Value
                                   -------------- ------------------ ------------- ------------------
Assets
------
Fixed Maturities                         $398,601           $398,601      $362,831           $362,831
Equity Securities                          51,769             51,769        45,083             45,083
Derivative Instruments                     10,370             10,370         5,525              5,525
Policy Loans                                7,559              7,559         6,559              6,559

Liabilities
-----------
Future Fees Payable to ASI                429,773            708,249       546,357            799,472
Short-term Borrowing                       10,000             10,000        10,000             10,000
Surplus Notes and accrued
interest of $29,230 and
$25,829 in 2002 and 2001,
respectively                              140,777            139,230       174,454            169,829

5. NET INVESTMENT INCOME

The sources of net investment income for the years ended December 31 were as follows:

                                       2002          2001           2000
                                    ----------    ----------     ----------
Fixed maturities                     $  18,015     $  18,788      $  13,502
Cash and cash equivalents                1,116           909          5,209
Equity securities                          809           622             99
Policy loans                               403           244             97
                                    ----------    ----------     ----------
Total investment income                 20,343        20,563         18,907
Investment expenses                       (711)         (437)          (312)
                                    ----------    ----------     ----------
Net investment income               $   19,632    $   20,126     $   18,595
                                    ==========    ==========     ==========

6. INCOME TAXES

The significant components of income tax expense for the years ended December 31 were as follows:

                                                   2002          2001         2000
                                               -----------    ----------   -----------
Current tax benefit                            $    (3,739)   $  (39,047)  $   (29,244)
Deferred tax expense, excluding operating
loss carryforwards                                  35,915        60,587        60,023
Deferred tax benefit for operating and
capital loss carryforwards                        (134,986)      (14,372)            -
                                               -----------    ----------   -----------
Total income tax (benefit) expense             $  (102,810)   $    7,168   $    30,779
                                               ===========    ==========   ===========

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6. INCOME TAXES (continued)

Deferred tax assets (liabilities) include the following at December 31:

                                                2002          2001
                                            -----------   -----------
Deferred tax assets:

GAAP to tax reserve differences             $   165,348   $   241,503
Future fees payable to ASI                       21,475        63,240
Deferred compensation                            20,603        20,520
Net operating loss carry forward                147,360        14,372
Other                                             6,530        17,276
                                            -----------   -----------
Total deferred tax assets                       361,316       356,911
                                            -----------   -----------
Deferred tax liabilities:

Deferred acquisition costs, net                (312,933)     (404,758)
Net unrealized gains on fixed
maturity securities                              (6,713)       (2,082)
Other                                            (3,464)       (5,051)
                                            -----------   -----------
Total deferred tax liabilities                 (323,110)     (411,891)
                                            -----------   -----------
Net deferred tax asset (liability)          $    38,206   $   (54,980)
                                            ===========   ===========

In accordance with SFAS 109, the Company has performed an analysis of its deferred tax assets to assess recoverability. Looking at a variety of items, most notably, the timing of the reversal of temporary items and future taxable income projections, the Company determined that no valuation allowance is needed.

The income tax (benefit) expense was different from the amount computed by applying the federal statutory tax rate of 35% to pre-tax income from continuing operations as follows:

                                                       2002            2001           2000
                                                   ------------    ----------      ----------
(Loss) income before taxes

Domestic                                           $   (265,361)   $   42,886      $   98,136
Foreign                                                  (2,706)       (2,619)         (2,540)
                                                   ------------    ----------      ----------
Total                                                  (268,067)       40,267          95,596
Income tax rate                                              35%           35%             35%
                                                   ------------    ----------      ----------
Tax (benefit) expense at federal statutory income
tax rate                                                (93,823)       14,093          33,459

Tax effect of:

Dividend received deduction                             (12,250)       (8,400)         (7,350)
Losses of foreign subsidiary                                947           917             889
Meals and entertainment                                     603           603             841
State income taxes                                            -           (62)           (524)
Federal provision to return differences                     709          (177)          3,235
Other                                                     1,004           194             229
                                                   ------------    ----------      ----------
Income tax (benefit) expense                       $   (102,810)   $    7,168      $   30,779
                                                   ============    ==========      ==========

The Company's net operating loss carry forwards, totaling approximately $421,029
(pre-tax) at December 31, 2002, will expire in 2016 and 2017.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7. COST ALLOCATION AGREEMENTS WITH AFFILIATES

Certain operating costs (including rental of office space, furniture, and equipment) have been charged to the Company at cost by American Skandia
Information Services and Technology Corporation ("ASIST"), an affiliated company. ASLAC signed a written service agreement with ASIST for these services executed and approved by the Connecticut Insurance Department in 1995. This
agreement automatically continues in effect from year to year and may be terminated by either party upon 30 days written notice. The Company has also paid and charged operating costs to several of its affiliates. The total cost to the Company for these items was $8,177, $6,179 and $13,974 in 2002, 2001 and
2000, respectively. Income received for these items was approximately $13,052,
$13,166 and $11,186 in 2002, 2001 and 2000, respectively.

Allocated depreciation expense was $7,440, $8,764 and $9,073 in 2002, 2001 and
2000, respectively. Allocated lease expense was $5,808, $6,517 and $5,606 in
2002, 2001 and 2000, respectively. Allocated sub-lease rental income, recorded as a reduction to lease expense, was $738, $30 and $0 in 2002, 2001 and 2000, respectively. Assuming that the written service agreement between ASLAC and
ASIST continues indefinitely, ASLAC's allocated future minimum lease payments and sub-lease receipts per year and in aggregate as of December 31, 2002 are as follows:

                                   Lease         Sub-Lease
                                -----------      -----------
2003                            $     4,847      $     1,616
2004                                  5,275            1,773
2005                                  5,351            1,864
2006                                  5,328            1,940
2007                                  5,215            1,788
2008 and thereafter                  19,629            7,380
                                -----------      -----------
Total                           $    45,645      $    16,361
                                ===========      ===========

Beginning in 1999, the Company was reimbursed by ASM for certain distribution related costs associated with the sales of business through an investment firm where ASM serves as an introducing broker dealer. Under this agreement, the expenses reimbursed were $8,255, $6,610 and $6,064 in 2002, 2001 and 2000, respectively. As of December 31, 2002 and 2001, amounts receivable under this agreement were approximately $458 and $639, respectively.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8. FUTURE FEES PAYABLE TO ASI

In a series of transactions with ASI, the Company transferred certain rights to receive a portion of future fees and contract charges expected to be realized on designated blocks of deferred annuity contracts.

The proceeds from the transfers have been recorded as a liability and are being amortized over the remaining surrender charge period of the designated contracts using the interest method. The Company did not transfer the right to receive future fees and charges after the expiration of the surrender charge period.

In connection with these transactions, ASI, through special purpose trusts, issued collateralized notes in private placements, which are secured by the rights to receive future fees and charges purchased from the Company.

Under the terms of the securitization purchase agreements, the rights transferred provide for ASI to receive a percentage (60%, 80% or 100% depending on the underlying commission option) of future mortality and expense charges and contingent deferred sales charges, after reinsurance, expected to be realized over the remaining surrender charge period of the designated contracts
(generally 6 to 8 years). The liability for future fees payable to ASI at the balance sheet date is based on the consideration received less principal repayments according to amortization schedules that were developed at the inception of the transactions. If actual mortality and expense charges and contingent deferred sales charges are less than those projected in the original amortization schedules, calculated on a transaction by transaction basis, ASI has no recourse against the Company. As account values associated with the designated contracts have declined, consistent with the overall decline in the equity markets, current mortality and expense charges have been lower than expected on certain transactions and it is likely that future mortality and expense charges, on those same transactions, will be lower than originally projected. As a result, the ultimate cash flows associated with these transactions that will transfer to ASI may be lower than the current carrying amount of the liability (see Note 4).

On April 12, 2002, the Company entered into a new securitization purchase agreement with ASI. This transaction covers designated blocks of business issued from November 1, 2000 through December 31, 2001. The estimated present value of the transaction at April 12, 2002, using a discount rate of 6.00%, was $101,713.

Payments, representing fees and charges in the aggregate amount, of $186,810,
$207,731 and $219,523 were made by the Company to ASI in 2002, 2001 and 2000, respectively. Related interest expense of $828, $59,873 and $70,667 has been included in the consolidated statements of income for 2002, 2001 and 2000, respectively.

The Commissioner of the State of Connecticut has approved the transfer of future fees and charges; however, in the event that the Company becomes subject to an order of liquidation or rehabilitation, the Commissioner has the ability to restrict the payments due to ASI, into a restricted account, under the Purchase
Agreement subject to certain terms and conditions.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8. FUTURE FEES PAYABLE TO ASI (continued)

The present values of the transactions as of the respective effective date were as follows:

                  Closing      Effective        Contract Issue      Discount        Present
Transaction        Date          Date               Period            Rate           Value
-----------        ----          ----               ------            ----           -----
1996-1           12/17/96        9/1/96        1/1/94 - 6/30/96        7.5%          $50,221
1997-1            7/23/97        6/1/97        3/1/96 - 4/30/97        7.5%           58,767
1997-2           12/30/97       12/1/97        5/1/95 - 12/31/96       7.5%           77,552
1997-3           12/30/97       12/1/97        5/1/96 - 10/31/97       7.5%           58,193
1998-1            6/30/98        6/1/98        1/1/97 - 5/31/98        7.5%           61,180
1998-2           11/10/98       10/1/98        5/1/97 - 8/31/98        7.0%           68,573
1998-3           12/30/98       12/1/98        7/1/96 - 10/31/98       7.0%           40,128
1999-1            6/23/99        6/1/99        4/1/94 - 4/30/99        7.5%          120,632
1999-2           12/14/99       10/1/99       11/1/98 - 7/31/99        7.5%          145,078
2000-1            3/22/00        2/1/00        8/1/99 - 1/31/00        7.5%          169,459
2000-2            7/18/00        6/1/00        2/1/00 - 4/30/00        7.25%          92,399
2000-3           12/28/00       12/1/00        5/1/00 - 10/31/00       7.25%         107,291
2000-4           12/28/00       12/1/00        1/1/98 - 10/31/00       7.25%         107,139
2002-1            4/12/02        3/1/02       11/1/00 - 12/31/01       6.00%         101,713

Payments of future fees payable to ASI, according to original amortization schedules, as of December 31, 2002 are as follows:

Year         Amount
----         ------
2003      $   186,854
2004          171,093
2005          147,902
2006          117,761
2007           66,270
2008           18,369
          -----------
Total     $   708,249
          ===========

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9. LEASES

The Company entered into an eleven year lease agreement for office space in
Westminster, Colorado, effective January 1, 2001. Lease expense for 2002 and
2001 was $2,583 and $1,602, respectively. Sub-lease rental income was $227 in
2002 and $0 in 2001. Future minimum lease payments and sub-lease receipts per year and in aggregate as of December 31, 2002 are as follows:

                                 Lease           Sub-Lease
                              ----------         ----------
2003                          $    1,913         $      426
2004                               1,982                455
2005                               2,050                500
2006                               2,050                533
2007                               2,050                222
2008 and thereafter                8,789                  0
                              ----------         ----------
Total                         $   18,834         $    2,136
                              ==========         ==========

10. RETAINED EARNINGS AND DIVIDEND RESTRICTIONS

Statutory basis shareholder's equity was $279,957 and $226,780 at December 31,
2002 and 2001, respectively.

The Company incurred statutory basis net losses in 2002 of $192,474 due primarily to significant declines in the equity markets, increasing GMDB reserves calculated on a statutory basis. Statutory basis net losses for 2001 were $121,957, as compared to income of $11,550 in 2000.

Under various state insurance laws, the maximum amount of dividends that can be paid to shareholders without prior approval of the state insurance department is subject to restrictions relating to statutory surplus and net gain from operations. For 2003, no amounts may be distributed without prior approval.

11. STATUTORY ACCOUNTING PRACTICES

The Company prepares its statutory basis financial statements in accordance with accounting practices prescribed by the State of Connecticut Insurance
Department. Prescribed statutory accounting practices include publications of the National Association of Insurance Commissioners (NAIC), as well as state laws, regulations and general administrative rules.

The NAIC adopted the Codification of Statutory Accounting Principles
(Codification) in March 1998. The effective date for codification was January 1,
2001. The Company's state of domicile, Connecticut, has adopted codification and the Company has made the necessary changes in its statutory accounting and reporting required for implementation. The overall impact of adopting codification in 2001 was a one-time, cumulative change in accounting benefit recorded directly in statutory surplus of $12,047.

In addition, during 2001, based on a recommendation from the State of
Connecticut Insurance Department, the Company changed its statutory method of accounting for its

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11. STATUTORY ACCOUNTING PRACTICES (continued)

liability associated with securitized variable annuity fees. Under the new method of accounting, the liability for securitized fees is established consistent with the method of accounting for the liability associated with variable annuity fees ceded under reinsurance contracts. This equates to the statutory liability at any valuation date being equal to the Commissioners
Annuity Reserve Valuation Method (CARVM) offset related to the securitized contracts. The impact of this change in accounting, representing the difference in the liability calculated under the old method versus the new method as of
January 1, 2001, was reported as a cumulative effect of change in accounting benefit recorded directly in statutory surplus of approximately $20,215.

In 2001, the Company, in agreement with the Connecticut Insurance Department, changed its reserving methodology to recognize free partial withdrawals and to reserve on a "continuous" rather than "curtate" basis. The impact of these changes, representing the difference in reserves calculated under the new methods versus the old methods, was recorded directly to surplus as changes in reserves on account of valuation basis. This resulted in an increase to the unassigned deficit of approximately $40,511.

Effective January 1, 2002, the Company adopted Statement of Statutory Accounting
Principles No. 82, "Accounting for the Costs of Computer Software Developed or
Obtained for Internal Use and Web Site Development Costs" ("SSAP 82"). SSAP 82
requires the capitalization of certain costs incurred in connection with developing or obtaining internal use software. Prior to the adoption of SSAP 82, the Company expensed all internal use software related costs as incurred. The
Company has identified and capitalized $5,935 of costs associated with internal use software as of January 1, 2002 and is amortizing the applicable costs on a straight-line basis over a three year period. The costs capitalized as of
January 1, 2002 resulted in a direct increase to surplus. Amortization expense for the year ended December 31, 2002 was $757.

12. EMPLOYEE BENEFITS

The Company has a 401(k) plan for which substantially all employees are eligible. Under this plan, the Company provides a 50% match on employees'
contributions up to 6% of an employee's salary (for an aggregate match of up to
3% of the employee's salary). Additionally, the Company may contribute additional amounts based on profitability of the Company and certain of its affiliates. Expenses related to this program in 2002, 2001 and 2000 were $719,
$2,738 and $3,734, respectively. Company contributions to this plan on behalf of the participants were $921, $2,549 and $4,255 in 2002, 2001 and 2000, respectively.

The Company has a deferred compensation plan, which is available to the field marketing staff and certain other employees. Expenses related to this program in
2002, 2001 and 2000 were $3,522, $1,615 and $1,030, respectively. Company contributions to this plan on behalf of the participants were $5,271, $1,678 and
$2,134 in 2002, 2001 and 2000, respectively.

The Company and certain affiliates cooperatively have a long-term incentive program under which units are awarded to executive officers and other personnel.
The Company and certain affiliates also have a profit sharing program, which benefits all employees

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

12. EMPLOYEE BENEFITS (continued)

below the officer level. These programs consist of multiple plans with new plans instituted each year. Generally, participants must remain employed by the
Company or its affiliates at the time such units are payable in order to receive any payments under the programs. The accrued liability representing the value of these units was $7,083 and $13,645 as of December 31, 2002 and 2001,
respectively. Expenses (income) related to these programs in 2002, 2001 and
2000, were $1,471, ($9,842) and $2,692, respectively. Payments under these programs were $8,033, $8,377 and $13,697 in 2002, 2001 and 2000, respectively.

13. FINANCIAL REINSURANCE

The Company cedes insurance to other insurers in order to fund the cash strain generated from commission costs on current sales and to limit its risk exposure.
The Company uses modified coinsurance reinsurance arrangements whereby the reinsurer shares in the experience of a specified book of business. These reinsurance transactions result in the Company receiving from the reinsurer an upfront ceding commission on the book of business ceded in exchange for the reinsurer receiving in the future, the future fees generated from that book of business. Such transfer does not relieve the Company of its primary liability and, as such, failure of reinsurers to honor their obligation could result in losses to the Company. The Company reduces this risk by evaluating the financial condition and credit worthiness of reinsurers.

The effect of reinsurance for the 2002, 2001 and 2000 was as follows:

2002                                                            Gross          Ceded           Net
----                                                            -----          -----           ---
Annuity and life insurance charges and fees                 $   406,272     $   (36,268)  $   370,004
Return credited to contract owners                          $     5,221     $       (25)  $     5,196
Underwriting, acquisition and other insurance
expenses (deferal of acquisition costs)                     $   154,588     $    34,140   $   188,728
Amortization of deferred acquisition costs                  $   542,945     $   (32,886)  $   510,059

2001

----
Annuity and life insurance charges and fees                 $   430,914     $   (42,218)  $   388,696
Return credited to contract owners                          $     5,704     $        92   $     5,796
Underwriting, acquisition and other insurance
expenses (deferral of acquisition costs)                    $   163,677     $    33,078   $   196,755
Amortization of deferred acquisition costs                  $   231,290     $    (7,243)  $   224,047

2000

----
Annuity and life insurance charges and fees                 $   473,318     $   (48,740)  $   424,578
Return credited to contract owners                          $     8,540     $       (77)  $     8,463
Underwriting, acquisition and other insurance
expenses (deferral of acquisition costs)                    $   108,399     $    42,198   $   150,597
Amortization of deferred acquisition costs                  $   205,174     $   (20,558)  $   184,616

In December 2000, the Company entered into a modified coinsurance agreement with
SICL covering certain contracts issued since January 1996. The impact of this treaty to the

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

13. FINANCIAL REINSURANCE (continued)

Company was pre-tax (loss) income of ($4,137), $8,394 and $23,341 in 2002, 2001 and 2000, respectively. At December 31, 2002 and 2001, $675 and $1,137,
respectively, was receivable from SICL under this agreement.

14. SURPLUS NOTES

The Company has issued surplus notes to ASI in exchange for cash. Surplus notes outstanding as of December 31, 2002 and 2001, and interest expense for 2002,
2001 and 2000 were as follows:

                                            Liability as of
                                              December 31,                  Interest Expense
                           Interest     ------------------------              For the Years
Note Issue Date             Rate          2002          2001          2002         2001         2000
----------------------    ---------     ----------    ----------    ---------    ---------    ---------
February 18, 1994           7.28%               -             -             -            -          732
March 28, 1994              7.90%               -             -             -            -          794
September 30, 1994          9.13%               -             -             -        1,282        1,392
December 19, 1995           7.52%               -        10,000           520          763          765
December 20, 1995           7.49%               -        15,000           777        1,139        1,142
December 22, 1995           7.47%               -         9,000           465          682          684
June 28, 1996               8.41%          40,000        40,000         3,411        3,411        3,420
December 30, 1996           8.03%          70,000        70,000         5,699        5,699        5,715
                                        ----------    ----------    ---------    ---------    ---------
Total                                    $110,000      $144,000       $10,872      $12,976      $14,644
                                        ==========    ==========    =========    =========    =========

On September 6, 2002, surplus notes for $10,000, dated December 19, 1995,
$15,000, dated December 20, 1995, and $9,000, dated December 22, 1995, were repaid. On December 3, 2001, a surplus note, dated September 30, 1994, for
$15,000 was repaid. On December 27, 2000, surplus notes for $10,000, dated
February 18, 1994, and $10,000, dated March 28, 1994, were repaid. All surplus notes mature seven years from the issue date.

Payment of interest and repayment of principal for these notes is subject to certain conditions and require approval by the Insurance Commissioner of the
State of Connecticut. At December 31, 2002 and 2001, $29,230 and $25,829,
respectively, of accrued interest on surplus notes was not permitted for payment under these criteria.

15. SHORT-TERM BORROWING

The Company had a $10,000 short-term loan payable to ASI at December 31, 2002 and 2001 as part of a revolving loan agreement. The loan had an interest rate of
1.97% and matured on January 13, 2003. The loan was subsequently rolled over with a new interest rate of 1.82% and a new maturity date of March 13, 2003. The loan was further extended to April 30, 2003 and a new interest rate of 1.71%.
The total related interest expense to the Company was $271, $522 and $687 in
2002, 2001 and 2000, respectively. Accrued interest payable was $10 and $113 as of December 31, 2002 and 2001, respectively.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

15. SHORT-TERM BORROWING (continued)

On January 3, 2002, the Company entered into a $150,000 credit facility with
ASI. This credit facility terminates on December 31, 2005 and bears interest at the offered rate in the London interbank market (LIBOR) plus 0.35 percent per annum for the relevant interest period. Interest expense related to these borrowings was $2,243 for the year ended December 31, 2002. As of December 31,
2002, no amount was outstanding under this credit facility.

16. CONTRACT WITHDRAWAL PROVISIONS

Approximately 99% of the Company's separate account liabilities are subject to discretionary withdrawal by contract owners at market value or with market value adjustment. Separate account assets, which are carried at fair value, are adequate to pay such withdrawals, which are generally subject to surrender charges ranging from 10% to 1% for contracts held less than 10 years.

17. RESTRUCTURING CHARGES

On March 22, 2001 and December 3, 2001, the Company announced separate plans to reduce expenses to better align its operating infrastructure with the current investment market environment. As part of the two plans, the Company's workforce was reduced by approximately 140 positions and 115 positions, respectively, affecting substantially all areas of the Company. Estimated pre-tax severance benefits of $8,500 have been charged against 2001 operations related to these reductions. These charges have been reported in the Consolidated Statements of
Income as a component of Underwriting, Acquisition and Other Insurance Expenses.
As of December 31, 2002 and 2001, the remaining restructuring liability, relating primarily to the December 3, 2001 plan, was $12 and $4,104, respectively.

18. COMMITMENTS AND CONTINGENT LIABILITIES

In recent years, a number of annuity companies have been named as defendants in class action lawsuits relating to the use of variable annuities as funding vehicles for tax- qualified retirement accounts. The Company is currently a defendant in one such lawsuit. A purported class action complaint was filed in the United States District Court for the Southern District of New York on
December 12, 2002, by Diane C. Donovan against the Company and certain of its affiliates (the "Donovan Complaint"). The Donovan Complaint seeks unspecified compensatory damages and injunctive relief from the Company and certain of its affiliates. The Donovan Complaint claims that the Company and certain of its affiliates violated federal securities laws in marketing variable annuities.
This litigation is in the preliminary stages. The Company believes this action is without merit, and intends to vigorously defend against this action.

The Company is also involved in other lawsuits arising, for the most part, in the ordinary course of its business operations. While the outcome of these other lawsuits cannot be determined at this time, after consideration of the defenses available to the Company, applicable insurance coverage and any related reserves established, these other lawsuits are not expected to result in liability for amounts material to the financial condition of the Company, although it may adversely affect results of operations in future periods.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

18. COMMITMENTS AND CONTINGENT LIABILITIES (continued)

As discussed previously, on December 19, 2002, SICL entered into a definitive purchase agreement (the "Purchase Agreement") to sell its ownership interest in the Company and certain affiliates to Prudential Financial for approximately
$1.265 billion. The closing of this transaction, which is conditioned upon certain customary regulatory and other approvals and conditions, is expected in the second quarter of 2003.

The purchase price that was agreed to between SICL and Prudential Financial was based on a September 30, 2002 valuation of the Company and certain affiliates.
As a result, assuming the transaction closes, the economics of the Company's business from September 30, 2002 forward will inure to the benefit or detriment of Prudential Financial. Included in the Purchase Agreement, SICL has agreed to indemnify Prudential Financial for certain liabilities that may arise relating to periods prior to September 30, 2002. These liabilities generally include market conduct activities, as well as contract and regulatory compliance
(referred to as "Covered Liabilities").

Related to the indemnification provisions contained in the Purchase Agreement,
SICL has signed, for the benefit of the Company, an indemnity letter, effective
December 19, 2002, to make the Company whole for certain Covered Liabilities that come to fruition during the period beginning December 19, 2002 and ending with the close of the transaction. This indemnification effectively transfers the risk associated with those Covered Liabilities from the Company to SICL concurrent with the signing of the definitive purchase agreement rather than waiting until the transaction closes.

19. SEGMENT REPORTING

Assets under management and sales for products other than variable annuities have not been significant enough to warrant full segment disclosures as required by SFAS 131, "Disclosures about Segments of an Enterprise and Related
Information," and the Company does not anticipate that they will be so in the future due to changes in the Company's strategy to focus on its core variable annuity business.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

20. QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table summarizes information with respect to the operations of the
Company on a quarterly basis:

                                                              Three Months Ended
                                          --------------------------------------------------------
2002                                        March 31       June 30       Sept. 30        Dec. 31
                                          -----------   ------------   ------------   ------------
Premiums and other insurance revenues*    $   118,797   $    126,614   $    115,931   $    108,488
Net investment income                           4,965          4,714          5,128          4,825
Net realized capital losses                    (1,840)        (1,584)        (2,327)        (3,863)
                                          -----------   ------------   ------------   ------------
Total revenues                                121,922        129,744        118,732        109,450
Benefits and expenses*                        112,759        160,721        323,529        150,906
                                          -----------   ------------   ------------   ------------
Pre-tax net income (loss)                       9,163        (30,977)      (204,797)       (41,456)
Income tax expense (benefit)                    1,703        (11,746)       (72,754)       (20,013)
                                          -----------   ------------   ------------   ------------
Net income (loss)                         $     7,460   $    (19,231)  $   (132,043)  $    (21,443)
                                          ===========   ============   ============   ============

*    For the quarters ended March 31, 2002 and June 30, 2002, the Company had overstated premiums ceded in revenues. The above presentation reflects an equal and offsetting reclassification of these amounts to benefits and expenses with no net income impact.

                                                              Three Months Ended
                                          --------------------------------------------------------
2001                                        March 31       June 30       Sept. 30        Dec. 31
                                          -----------   ------------   -------------  ------------
Premiums and other insurance revenues***  $   130,885   $    128,465   $    122,708   $    119,604
Net investment income**                         5,381          4,997          5,006          4,742
Net realized capital gains (losses)             1,902            373            376         (1,723)
                                          -----------   ------------   ------------   ------------
Total revenues                                138,168        133,835        128,090        122,623
Benefits and expenses** ***                   122,729        110,444        123,307        125,969
                                          -----------   ------------   ------------   ------------
Pre-tax net income (loss)                      15,439         23,391          4,783         (3,346)
Income tax expense (benefit)                    4,034          7,451           (480)        (3,837)
                                          -----------   ------------   -------------  ------------
Net income                                $    11,405   $     15,940   $      5,263   $        491
                                          ===========   ============   ============   ============

**   For the quarters ended March 31, 2001, June 30, 2001 and September 30,
     2001, the Company had reported investment performance associated with its derivatives as net investment income. The above presentation reflects a reclassification of these amounts to benefits and expenses.

***  For the quarters ended September 30, 2001 and December 31, 2001, the
     Company had overstated premiums ceded in revenues. The above presentation reflects an equal and offsetting reclassification of these amounts to benefits and expenses with no net income impact.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

20. QUARTERLY FINANCIAL DATA (UNAUDITED) (continued)

                                                              Three Months Ended
                                          --------------------------------------------------------
2000                                        March 31       June 30       Sept. 30        Dec. 31
                                          -----------   ------------   -------------  ------------
Premiums and other insurance revenues     $    137,040  $    139,346   $   147,819    $    135,866
Net investment income****                        4,343         4,625         4,619           5,008
Net realized capital gains (losses)                729        (1,436)         (858)            877
Total revenues                                 142,112       142,535       151,580         141,751
Benefits and expenses****                      107,893       122,382       137,843         114,264
Pre-tax net income                              34,219        20,153        13,737          27,487
Income tax expense                              10,038         5,225         3,167          12,349
Net income                                $     24,181  $     14,928   $    10,570    $     15,138
                                          ============  ============   ===========    ============

**** For the quarters ended March 31, 2000, June 30, 2000, September 30, 2000 and December 31, 2000, the Company had reported investment performance associated with its derivatives as net investment income. The above presentation reflects a reclassification of these amounts to benefits and expenses.

APPENDIX B - CONDENSED FINANCIAL INFORMATION ABOUT SEPARATE ACCOUNT B

Separate Account B consists of multiple Sub-accounts. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. All or some of these
Sub-accounts are available as investment options for other variable annuities we offer pursuant to different prospectuses.

Unit Prices And Numbers Of Units: The following table shows: (a) the Unit Price, as of the dates shown, for Units in each of the Sub-accounts of Separate Account
B that are being offered pursuant to this Prospectus; and (b) the number of
Units outstanding for each such Sub-account as of the dates shown. The year in which operations commenced in each such Sub-account is noted in parentheses. To the extent a Sub-account commenced operations during a particular calendar year, the Unit Price as of the end of the period reflects only the partial year results from the commencement of operations until December 31st of the applicable year. The portfolios in which a particular Sub-account invests may or may not have commenced operations prior to the date such Sub-account commenced operations. The initial offering price for each Sub-account was $10.00. Unit
Prices and Units are provided for Sub-accounts that commenced operations prior to January 1, 2003.

Beginning November 18, 2002, multiple Unit Prices will be calculated for each
Sub-account of Separate Account B to reflect the daily charge deducted for each combination of the applicable Insurance Charge, Distribution Charge (when applicable) and the charge for each optional benefit offered under this Annuity.
The Unit Prices below reflect the daily charges for each optional benefit offered between November 18, 2002 and December 31, 2002 only.

                                                                   Year Ended December 31,
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Sub-account                                            2002         2001          2000         1999         1998
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST Strong International Equity /1/ (1989)
With No Optional Benefits
Unit Price                                                  $19.53        24.28         31.88        43.99        27.18
Number of Units                                         14,140,023   17,388,860    19,112,622   16,903,883   17,748,560
With One Optional Benefit
Unit Price                                                   $8.56            -             -            -            -
Number of Units                                          2,569,506            -             -            -            -
With Any Two Optional Benefits
Unit Value                                                   $9.95            -             -            -            -
Number of Units                                             90,759            -             -            -            -
With All Optional Benefits
Unit Price                                                   $9.95            -             -            -            -
Number of Units                                              6,047            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST William Blair International Growth /2/ (1997)
With No Optional Benefits
Unit Price                                                   $9.92        13.54         17.96        24.16        13.41
Number of Units                                         29,062,215   40,507,419    57,327,711   61,117,418   43,711,763
With One Optional Benefit
Unit Price                                                   $9.72            -             -            -            -
Number of Units                                            835,523            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.72            -             -            -            -
Number of Units                                             78,368            -             -            -            -
With All Optional Benefits
Unit Price                                                   $9.71            -             -            -            -
Number of Units                                              5,178            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------

                                                                   Year Ended December 31,
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
Sub-account                                           1997         1996         1995         1994        1993
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST Strong International Equity /1/ (1989)
With No Optional Benefits
Unit Price                                                  22.95        19.70        18.23       16.80       16.60
Number of Units                                        17,534,233   17,220,688   14,393,137  14,043,215   9,063,464
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Value                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST William Blair International Growth /2/ (1997)
With No Optional Benefits
Unit Price                                                  11.70            -            -           -           -
Number of Units                                        21,405,891            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------

                                                                   Year Ended December 31,
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Sub-account                                            2002         2001          2000         1999         1998
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST American Century International Growth /3/ (1997)
With No Optional Benefits
Unit Price                                                  $10.20        12.85         17.92        21.66        13.30
Number of Units                                         31,813,722   37,487,425    17,007,352    6,855,601    5,670,336
With One Optional Benefit
Unit Price                                                   $8.52            -             -            -            -
Number of Units                                          2,252,674            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.69            -             -            -            -
Number of Units                                            116,123            -             -            -            -
With All Optional Benefits
Unit Price                                                   $9.69            -             -            -            -
Number of Units                                              1,896            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST DeAM International Equity /4/ (1994)
With No Optional Benefits
Unit Price                                                   $8.81        10.77         16.12        23.45        12.54
Number of Units                                         10,185,535   13,627,264    16,245,805    8,818,599    9,207,623
With One Optional Benefit
Unit Price                                                   $8.19            -             -            -            -
Number of Units                                            269,995            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.79            -             -            -            -
Number of Units                                             22,770            -             -            -            -
With All Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST MFS Global Equity (1999)
With No Optional Benefits
Unit Price                                                   $7.74         8.94         10.08        11.01            -
Number of Units                                          5,878,055    5,806,567     2,803,013      116,756            -
With One Optional Benefit
Unit Price                                                   $9.04            -             -            -            -
Number of Units                                            969,509            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.87            -             -            -            -
Number of Units                                             32,306            -             -            -            -
With All Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------

                                                                   Year Ended December 31,
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
Sub-account                                           1997         1996         1995         1994        1993
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST American Century International Growth /3/ (1997)
With No Optional Benefits
Unit Price                                                  11.35            -            -           -           -
Number of Units                                         2,857,188            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST DeAM International Equity /4/ (1994)
With No Optional Benefits
Unit Price                                                  11.46        11.39        10.23           -           -
Number of Units                                         9,988,104    9,922,698    2,601,283           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST MFS Global Equity (1999)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------

                                                                   Year Ended December 31,
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Sub-account                                            2002         2001          2000         1999         1998
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST PBHG Small-Cap Growth /5/ (1994)
With No Optional Benefits
Unit Price                                                  $12.83        19.84         21.51        42.08        17.64
Number of Units                                         17,093,250   23,048,821    25,535,093   32,134,969   15,003,001
With One Optional Benefit
Unit Price                                                   $6.92            -             -            -            -
Number of Units                                          1,970,250            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.48            -             -            -            -
Number of Units                                             47,261            -             -            -            -
With All Optional Benefits
Unit Price                                                   $9.47            -             -            -            -
Number of Units                                              6,595            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST DeAM Small-Cap Growth /6/ (1999)
With No Optional Benefits
Unit Price                                                   $6.13         8.46         11.98        15.37            -
Number of Units                                         44,042,514   60,703,791    63,621,279   53,349,003            -
With One Optional Benefit
Unit Price                                                   $7.67            -             -            -            -
Number of Units                                            639,695            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.71            -             -            -            -
Number of Units                                             12,122            -             -            -            -
With All Optional Benefits
Unit Price                                                   $9.71            -             -            -            -
Number of Units                                              1,728            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST Federated Aggressive Growth (2000)
With No Optional Benefits
Unit Price                                                   $4.96         7.10          9.08            -            -
Number of Units                                          5,188,521    6,499,066       196,575            -            -
With One Optional Benefit
Unit Price                                                   $7.64            -             -            -            -
Number of Units                                          1,255,415            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.86            -             -            -            -
Number of Units                                             63,097            -             -            -            -
With All Optional Benefits
Unit Price                                                   $9.86            -             -            -            -
Number of Units                                              4,107            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------

                                                                   Year Ended December 31,
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
Sub-account                                           1997         1996         1995         1994        1993
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST PBHG Small-Cap Growth /5/ (1994)
With No Optional Benefits
Unit Price                                                  17.28        16.54        13.97       10.69           -
Number of Units                                        14,662,728   12,282,211    6,076,373   2,575,105           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST DeAM Small-Cap Growth /6/ (1999)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST Federated Aggressive Growth (2000)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------

                                                                   Year Ended December 31,
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Sub-account                                            2002         2001          2000         1999         1998

---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST Goldman Sachs Small-Cap Value /7/ (1998)
With No Optional Benefits
Unit Price                                                  $13.72        15.12         13.95        10.57         9.85
Number of Units                                         20,004,839   26,220,860    15,193,053    6,597,544    4,081,870
With One Optional Benefit
Unit Price                                                   $9.26            -             -            -            -
Number of Units                                          1,492,775            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                  $10.09            -             -            -            -
Number of Units                                                624            -             -            -            -
With All Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST Gabelli Small-Cap Value /8/ (1997)
With No Optional Benefits
Unit Price                                                  $12.58        14.08         13.35        11.11        11.20
Number of Units                                         32,549,396   35,483,530    23,298,524   21,340,168   24,700,211
With One Optional Benefit
Unit Price                                                   $9.30            -             -            -            -
Number of Units                                          6,141,523            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                  $10.08            -             -            -            -
Number of Units                                            209,790            -             -            -            -
With All Optional Benefits
Unit Price                                                  $10.08            -             -            -            -
Number of Units                                             17,411            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST DeAM Small-Cap Value /9/ (2002)
With No Optional Benefits
Unit Price                                                   $7.68            -             -            -            -
Number of Units                                            581,833            -             -            -            -
With One Optional Benefit
Unit Price                                                   $7.66            -             -            -            -
Number of Units                                            423,387            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                  $10.08            -             -            -            -
Number of Units                                             11,686            -             -            -            -
With All Optional Benefits
Unit Price                                                  $10.08            -             -            -            -
Number of Units                                              5,211            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------

                                                                   Year Ended December 31,
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
Sub-account                                           1997         1996         1995         1994        1993
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST Goldman Sachs Small-Cap Value /7/ (1998)
With No Optional Benefits

Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST Gabelli Small-Cap Value /8/ (1997)
With No Optional Benefits
Unit Price                                                  12.70            -            -           -           -
Number of Units                                        14,612,510            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST DeAM Small-Cap Value /9/ (2002)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------

                                                                   Year Ended December 31,
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Sub-account                                            2002         2001          2000         1999         1998
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST Goldman Sachs Mid-Cap Growth /10/ (2000)
With No Optional Benefits
Unit Price                                                   $2.78         3.88          6.58            -            -
Number of Units                                         16,748,577   17,045,776     9,426,102            -            -
With One Optional Benefit
Unit Price                                                   $7.97            -             -            -            -
Number of Units                                          1,273,118            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.87            -             -            -            -
Number of Units                                             66,279            -             -            -            -
With All Optional Benefits
Unit Price                                                   $9.87            -             -            -            -
Number of Units                                              2,488            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST Neuberger Berman Mid-Cap Growth /11/ (1994)
With No Optional Benefits
Unit Price                                                  $12.86        18.95         25.90        28.58        19.15
Number of Units                                         19,674,777   25,717,164    26,517,850   13,460,525   13,389,289
With One Optional Benefit
Unit Price                                                   $7.41            -             -            -            -
Number of Units                                          2,175,250            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.51            -             -            -            -
Number of Units                                             44,760            -             -            -            -
With All Optional Benefits
Unit Price                                                   $9.51            -             -            -            -
Number of Units                                              1,311            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST Neuberger Berman Mid-Cap Value /12/ (1993)
With No Optional Benefits
Unit Price                                                  $17.78        20.16         21.09        16.78        16.10
Number of Units                                         37,524,187   47,298,313    44,558,699   37,864,586   16,410,121
With One Optional Benefit
Unit Price                                                   $8.96            -             -            -            -
Number of Units                                          5,118,558            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.98            -             -            -            -
Number of Units                                            163,415            -             -            -            -
With All Optional Benefits
Unit Price                                                   $9.97            -             -            -            -
Number of Units                                             10,745            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------

                                                                   Year Ended December 31,
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
Sub-account                                           1997         1996         1995         1994        1993
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST Goldman Sachs Mid-Cap Growth /10/ (2000)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST Neuberger Berman Mid-Cap Growth /11/ (1994)
With No Optional Benefits
Unit Price                                                  16.10        13.99        12.20        9.94           -
Number of Units                                        11,293,799    9,563,858    3,658,836     301,267           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST Neuberger Berman Mid-Cap Value /12/ (1993)
With No Optional Benefits
Unit Price                                                  16.72        13.41        12.20        9.81       10.69
Number of Units                                        11,745,440    9,062,152    8,642,186   7,177,232   5,390,887
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------

                                                                   Year Ended December 31,
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Sub-account                                            2002         2001          2000         1999         1998
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST Alger All-Cap Growth (2000)
With No Optional Benefits
Unit Price                                                   $3.51         5.54          6.74            -            -
Number of Units                                         85,441,507  125,442,916    28,229,631            -            -
With One Optional Benefit
Unit Price                                                   $6.80            -             -            -            -
Number of Units                                            658,419            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.36            -             -            -            -
Number of Units                                              6,409            -             -            -            -
With All Optional Benefits
Unit Price                                                   $9.36            -             -            -            -
Number of Units                                              3,466            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST Gabelli All-Cap Value (2000)
With No Optional Benefits
Unit Price                                                   $7.59         9.71         10.06            -            -
Number of Units                                         11,924,124   14,934,570     1,273,094            -            -
With One Optional Benefit
Unit Price                                                   $8.17            -             -            -            -
Number of Units                                          1,200,225            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                  $10.04            -             -            -            -
Number of Units                                             28,449            -             -            -            -
With All Optional Benefits
Unit Price                                                  $10.04            -             -            -            -
Number of Units                                                 88            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST T. Rowe Price Natural Resources (1995)
With No Optional Benefits
Unit Price                                                  $18.36        19.71         19.86        15.88        12.57
Number of Units                                          5,891,582    6,565,088     6,520,983    6,201,327    5,697,453
With One Optional Benefit
Unit Price                                                   $9.59            -             -            -            -
Number of Units                                            724,670            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                  $10.44            -             -            -            -
Number of Units                                              7,378            -             -            -            -
With All Optional Benefits
Unit Price                                                  $10.44            -             -            -            -
Number of Units                                              5,472            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------

                                                                   Year Ended December 31,
----------------------------------------------------  ------------ ------------ ------------ ----------- -----------
Sub-account                                            1997         1996         1995         1994        1993
----------------------------------------------------  ------------ ------------ ------------ ----------- -----------
AST Alger All-Cap Growth (2000)
With No Optional Benefits
Unit Price                                                       -            -            -           -           -
Number of Units                                                  -            -            -           -           -
With One Optional Benefit
Unit Price                                                       -            -            -           -           -
Number of Units                                                  -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                       -            -            -           -           -
Number of Units                                                  -            -            -           -           -
With All Optional Benefits
Unit Price                                                       -            -            -           -           -
Number of Units                                                  -            -            -           -           -
----------------------------------------------------  ------------ ------------ ------------ ----------- -----------
AST Gabelli All-Cap Value (2000)
With No Optional Benefits
Unit Price                                                       -            -            -           -           -
Number of Units                                                  -            -            -           -           -
With One Optional Benefit
Unit Price                                                       -            -            -           -           -
Number of Units                                                  -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                       -            -            -           -           -
Number of Units                                                  -            -            -           -           -
With All Optional Benefits
Unit Price                                                       -            -            -           -           -
Number of Units                                                  -            -            -           -           -
----------------------------------------------------  ------------ ------------ ------------ ----------- -----------
AST T. Rowe Price Natural Resources (1995)
With No Optional Benefits
Unit Price                                                   14.46        14.19        11.01           -           -
Number of Units                                          7,550,076    6,061,852      808,605           -           -
With One Optional Benefit
Unit Price                                                       -            -            -           -           -
Number of Units                                                  -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                       -            -            -           -           -
Number of Units                                                  -            -            -           -           -
With All Optional Benefits
Unit Price                                                       -            -            -           -           -
Number of Units                                                  -            -            -           -           -
----------------------------------------------------  ------------ ------------ ------------ ----------- -----------

                                                                   Year Ended December 31,
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Sub-account                                            2002         2001          2000         1999         1998
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST Alliance Growth /13/ (1996)
With No Optional Benefits
Unit Price                                                   $9.94        14.61         17.38        20.44        15.48
Number of Units                                         21,295,907   29,478,257    25,796,792   17,059,819   19,009,242
With One Optional Benefit
Unit Price                                                   $7.46            -             -            -            -
Number of Units                                          1,869,353            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.34            -             -            -            -
Number of Units                                             31,105            -             -            -            -
With All Optional Benefits
Unit Price                                                   $9.34            -             -            -            -
Number of Units                                              3,975            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST MFS Growth (1999)
With No Optional Benefits
Unit Price                                                   $5.68         8.02         10.38        11.27            -
Number of Units                                         85,193,279  117,716,242     7,515,486      409,467            -
With One Optional Benefit
Unit Price                                                   $7.58            -             -            -            -
Number of Units                                          2,930,432            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.47            -             -            -            -
Number of Units                                            134,574            -             -            -            -
With All Optional Benefits
Unit Price                                                   $9.46            -             -            -            -
Number of Units                                              2,437            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST Marsico Capital Growth (1997)
With No Optional Benefits
Unit Price                                                  $11.44        13.74         17.81        21.06        14.00
Number of Units                                         81,046,482   85,895,802    94,627,691   78,684,943   40,757,449
With One Optional Benefit
Unit Price                                                   $8.32            -             -            -            -
Number of Units                                         10,144,317            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.51            -             -            -            -
Number of Units                                            457,013            -             -            -            -
With All Optional Benefits
Unit Price                                                   $9.51            -             -            -            -
Number of Units                                             30,465            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------

                                                                   Year Ended December 31,
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
Sub-account                                           1997         1996         1995         1994        1993
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST Alliance Growth /13/ (1996)
With No Optional Benefits
Unit Price                                                  12.33        10.89            -           -           -
Number of Units                                        18,736,994    4,324,161            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST MFS Growth (1999)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST Marsico Capital Growth (1997)
With No Optional Benefits
Unit Price                                                  10.03            -            -           -           -
Number of Units                                           714,309            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------

                                                                   Year Ended December 31,
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Sub-account                                            2002         2001          2000         1999         1998
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST Goldman Sachs Concentrated Growth /14/ (1992)
With No Optional Benefits
Unit Price                                                  $19.17        27.71         41.14        60.44        39.54
Number of Units                                         56,016,467   84,116,221    99,250,773   94,850,623   80,631,598
With One Optional Benefit
Unit Price                                                   $7.67            -             -            -            -
Number of Units                                          1,349,939            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.46            -             -            -            -
Number of Units                                             41,632            -             -            -            -
With All Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST DeAm Large-Cap Growth /9/ (2002)
With No Optional Benefits
Unit Price                                                   $7.67            -             -            -            -
Number of Units                                            986,566            -             -            -            -
With One Optional Benefit
Unit Price                                                   $7.65            -             -            -            -
Number of Units                                            207,816            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.64            -             -            -            -
Number of Units                                              9,837            -             -            -            -
With All Optional Benefits
Unit Price                                                   $9.64            -             -            -            -
Number of Units                                              3,697            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST DeAm Large-Cap Value /15/ (2000)
With No Optional Benefits
Unit Price                                                   $7.64         9.15          9.82            -            -
Number of Units                                          4,621,831    4,575,558       586,058            -            -
With One Optional Benefit
Unit Price                                                   $8.66            -             -            -            -
Number of Units                                            664,649            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.98            -             -            -            -
Number of Units                                             18,250            -             -            -            -
With All Optional Benefits
Unit Price                                                   $9.97            -             -            -            -
Number of Units                                              4,906            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------

                                                                   Year Ended December 31,
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
Sub-account                                           1997         1996         1995         1994        1993
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST Goldman Sachs Concentrated Growth /14/ (1992)
With No Optional Benefits
Unit Price                                                 23.83        18.79        14.85       10.91       11.59
Number of Units                                       62,486,302   46,779,164   28,662,737  22,354,170  13,603,637
With One Optional Benefit
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With All Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST DeAm Large-Cap Growth /9/ (2002)
With No Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With One Optional Benefit
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With All Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST DeAm Large-Cap Value /15/ (2000)
With No Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With One Optional Benefit
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With All Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------

                                                                   Year Ended December 31,
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Sub-account                                            2002         2001          2000         1999         1998
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST Alliance/Bernstein Growth + Value (2001)
With No Optional Benefits
Unit Price                                                   $7.12         9.63             -            -            -
Number of Units                                          3,031,899    3,351,836             -            -            -
With One Optional Benefit
Unit Price                                                   $7.99            -             -            -            -
Number of Units                                            965,912            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.79            -             -            -            -
Number of Units                                             11,345            -             -            -            -
With All Optional Benefits
Unit Price                                                   $9.79            -             -            -            -
Number of Units                                                704            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST AST Sanford Bernstein Core Value (2001)
With No Optional Benefits
Unit Price                                                   $8.59        10.04             -            -            -
Number of Units                                         15,239,844    4,207,869             -            -            -
With One Optional Benefit
Unit Price                                                   $8.76            -             -            -            -
Number of Units                                          6,005,922            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                  $10.08            -             -            -            -
Number of Units                                            386,259            -             -            -            -
With All Optional Benefits
Unit Price                                                  $10.08            -             -            -            -
Number of Units                                             30,510            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST Cohen & Steers Realty (1998)
With No Optional Benefits
Unit Price                                                  $10.67        10.54         10.39         8.35         8.28
Number of Units                                         14,017,528   12,268,426    11,891,188    6,224,365    3,771,461
With One Optional Benefit
Unit Price                                                  $10.08            -             -            -            -
Number of Units                                          1,563,486            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                  $10.33            -             -            -            -
Number of Units                                             41,098            -             -            -            -
With All Optional Benefits
Unit Price                                                  $10.32            -             -            -            -
Number of Units                                              6,429            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------

                                                                   Year Ended December 31,
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
Sub-account                                           1997         1996         1995         1994        1993
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST Alliance/Bernstein Growth + Value (2001)
With No Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With One Optional Benefit
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With All Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST AST Sanford Bernstein Core Value (2001)
With No Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With One Optional Benefit
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With All Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST Cohen & Steers Realty (1998)
With No Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With One Optional Benefit
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
With All Optional Benefits
Unit Price                                                     -            -            -           -           -
Number of Units                                                -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------

                                                                   Year Ended December 31,
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Sub-account                                            2002         2001          2000         1999         1998
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST Sanford Bernstein Managed Index 500 /16/ (1998)
With No Optional Benefits
Unit Price                                                   $9.41        12.03         13.55        15.08        12.61
Number of Units                                         39,938,791   48,018,721    48,835,089   39,825,951   22,421,754
With One Optional Benefit
Unit Price                                                   $8.17            -             -            -            -
Number of Units                                          3,662,406            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.81            -             -            -            -
Number of Units                                             79,915            -             -            -            -
With All Optional Benefits
Unit Price                                                   $9.81            -             -            -            -
Number of Units                                                383            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST American Century Income & Growth /17/ (1997)
With No Optional Benefits
Unit Price                                                  $10.16        12.86         14.24        16.19        13.35
Number of Units                                         22,410,834   27,386,278    32,388,202   21,361,995   13,845,190
With One Optional Benefit
Unit Price                                                   $8.25            -             -            -            -
Number of Units                                          1,751,136            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.89            -             -            -            -
Number of Units                                             36,829            -             -            -            -
With All Optional Benefits
Unit Price                                                   $9.89            -             -            -            -
Number of Units                                              8,874            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST Alliance Growth and Income /18/ (1992)
With No Optional Benefits
Unit Price                                                  $21.31        28.18         28.72        27.60        24.11
Number of Units                                         49,030,576   63,123,316    53,536,296   52,766,579   47,979,349
With One Optional Benefit
Unit Price                                                   $8.06            -             -            -            -
Number of Units                                          6,667,373            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.83            -             -            -            -
Number of Units                                            165,588            -             -            -            -
With All Optional Benefits
Unit Price                                                   $9.83            -             -            -            -
Number of Units                                              6,100            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------

                                                                   Year Ended December 31,
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
Sub-account                                           1997         1996         1995         1994        1993
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST Sanford Bernstein Managed Index 500 /16/ (1998)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST American Century Income & Growth /17/ (1997)
With No Optional Benefits
Unit Price                                                  12.06            -            -           -           -
Number of Units                                         9,523,815            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST Alliance Growth and Income /18/ (1992)
With No Optional Benefits
Unit Price                                                  21.74        17.79        15.22       11.98       11.88
Number of Units                                        42,197,002   28,937,085   18,411,759   7,479,449   4,058,228
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------

                                                                   Year Ended December 31,
---------------------------------------------------- ------------- ------------ ------------- ------------ ----------------
Sub-account                                            2002         2001          2000         1999         1998
---------------------------------------------------- ------------- ------------ ------------- ------------ ----------------
AST MFS Growth with Income (1999)
With No Optional Benefits
Unit Price                                                   $6.68         8.64         10.36        10.49            -
Number of Units                                         11,173,177   11,896,688     6,937,627      741,323            -
With One Optional Benefit
Unit Price                                                   $8.09            -             -            -            -
Number of Units                                          1,053,007            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.71            -             -            -            -
Number of Units                                             17,242            -             -            -            -
With All Optional Benefits
Unit Price                                                   $9.71            -             -            -            -
Number of Units                                                538            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ----------------
AST INVESCO Capital Income /19/ (1994)
With No Optional Benefits
Unit Price                                                  $16.14        19.84         22.01        21.31        19.34
Number of Units                                         37,055,825   48,595,962    50,171,495   46,660,160   40,994,187
With One Optional Benefit
Unit Price                                                   $8.34            -             -            -            -
Number of Units                                          2,110,071            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.90            -             -            -            -
Number of Units                                             30,714            -             -            -            -
With All Optional Benefits
Unit Price                                                   $9.90            -             -            -            -
Number of Units                                              5,934            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ----------------
AST DeAM Global Allocation /20/ (1993)
With No Optional Benefits
Unit Price                                                  $14.50        17.39         19.98        21.19        17.78
Number of Units                                         18,212,529   26,641,422    30,290,413   23,102,272   22,634,344
With One Optional Benefit
Unit Price                                                   $8.71            -             -            -            -
Number of Units                                            847,517            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.94            -             -            -            -
Number of Units                                              3,088            -             -            -            -
With All Optional Benefits
Unit Price                                                   $9.93            -             -            -            -
Number of Units                                                 94            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ----------------

                                                                   Year Ended December 31,
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
Sub-account                                           1997         1996         1995         1994        1993
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST MFS Growth with Income (1999)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST INVESCO Capital Income /19/ (1994)
With No Optional Benefits
Unit Price                                                  17.31        14.23        12.33        9.61           -
Number of Units                                        33,420,274   23,592,226   13,883,712   6,633,333           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST DeAM Global Allocation /20/ (1993)
With No Optional Benefits
Unit Price                                                  15.98        13.70        12.49       10.34       10.47
Number of Units                                        22,109,373   20,691,852   20,163,848  13,986,604   8,743,758
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------

                                                                   Year Ended December 31,
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Sub-account                                            2002         2001          2000         1999         1998
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST American Century Strategic Balanced (1997)
With No Optional Benefits
Unit Price                                                  $12.01        13.50         14.23        14.90        13.37
Number of Units                                         12,683,097   14,369,895    14,498,180   13,944,535    6,714,065
With One Optional Benefit
Unit Price                                                   $9.14            -             -            -            -
Number of Units                                          1,126,058            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.97            -             -            -            -
Number of Units                                             15,835            -             -            -            -
With All Optional Benefits
Unit Price                                                   $9.97            -             -            -            -
Number of Units                                              2,760            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST T. Rowe Price Asset Allocation (1994)
With No Optional Benefits
Unit Price                                                  $16.13        18.15         19.33        19.70        18.12
Number of Units                                         15,466,227   17,579,107    19,704,198   22,002,028   18,469,315
With One Optional Benefit
Unit Price                                                   $9.09            -             -            -            -
Number of Units                                            921,329            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.96            -             -            -            -
Number of Units                                             21,928            -             -            -            -
With All Optional Benefits
Unit Price                                                   $9.96            -             -            -            -
Number of Units                                                150            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST T. Rowe Price Global Bond /21/ (1994)
With No Optional Benefits
Unit Price                                                  $12.04        10.62         10.49        10.69        11.82
Number of Units                                         14,576,376    9,668,062    11,219,503   12,533,037   12,007,692
With One Optional Benefit
Unit Price                                                  $11.34            -             -            -            -
Number of Units                                          1,739,313            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                  $10.31            -             -            -            -
Number of Units                                             36,822            -             -            -            -
With All Optional Benefits
Unit Price                                                  $10.31            -             -            -            -
Number of Units                                              3,700            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------

                                                                   Year Ended December 31,
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
Sub-account                                           1997         1996         1995         1994        1993
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST American Century Strategic Balanced (1997)
With No Optional Benefits
Unit Price                                                  11.18            -            -           -           -
Number of Units                                         2,560,866            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST T. Rowe Price Asset Allocation (1994)
With No Optional Benefits
Unit Price                                                  15.53        13.30        11.92        9.80           -
Number of Units                                        13,524,781    8,863,840    4,868,956   2,320,063           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST T. Rowe Price Global Bond /21/ (1994)
With No Optional Benefits
Unit Price                                                  10.45        10.98        10.51        9.59           -
Number of Units                                        12,089,872    8,667,712    4,186,695   1,562,364           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------

                                                                   Year Ended December 31,
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Sub-account                                            2002         2001          2000         1999         1998
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST Federated High Yield (1994)
With No Optional Benefits
Unit Price                                                  $12.47        12.64         12.80        14.38        14.30
Number of Units                                         38,477,793   39,130,467    36,914,825   41,588,401   40,170,144
With One Optional Benefit
Unit Price                                                   $9.71            -             -            -            -
Number of Units                                          5,592,940            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                  $10.26            -             -            -            -
Number of Units                                             74,022            -             -            -            -
With All Optional Benefits
Unit Price                                                  $10.26            -             -            -            -
Number of Units                                              6,524            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST Lord Abbett Bond-Debenture (2000)
With No Optional Benefits
Unit Price                                                  $10.18        10.28         10.12            -            -
Number of Units                                         10,468,962    5,506,982       650,253            -            -
With One Optional Benefit
Unit Price                                                   $9.94            -             -            -            -
Number of Units                                          4,146,530            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                  $10.23            -             -            -            -
Number of Units                                            162,571            -             -            -            -
With All Optional Benefits
Unit Price                                                  $10.23            -             -            -            -
Number of Units                                              7,474            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST DeAM Bond /9/ (2002)
With No Optional Benefits
Unit Price                                                  $10.67            -             -            -            -
Number of Units                                          1,487,730            -             -            -            -
With One Optional Benefit
Unit Price                                                  $10.65            -             -            -            -
Number of Units                                            561,446            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                  $10.16            -             -            -            -
Number of Units                                             12,055            -             -            -            -
With All Optional Benefits
Unit Price                                                  $10.15            -             -            -            -
Number of Units                                                595            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------

                                                                   Year Ended December 31,
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
Sub-account                                           1997         1996         1995         1994        1993
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST Federated High Yield (1994)
With No Optional Benefits
Unit Price                                                  14.13        12.62        11.27        9.56           -
Number of Units                                        29,663,242   15,460,522    6,915,158   2,106,791           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST Lord Abbett Bond-Debenture (2000)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST DeAM Bond /9/ (2002)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------

                                                                   Year Ended December 31,
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Sub-account                                            2002         2001          2000         1999         1998
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST PIMCO Total Return Bond (1994)
With No Optional Benefits
Unit Price                                                  $16.65        15.46         14.40        13.09        13.43
Number of Units                                        113,007,310   99,028,465    82,545,240   73,530,507   64,224,618
With One Optional Benefit
Unit Price                                                  $10.57            -             -            -            -
Number of Units                                         20,544,075            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                  $10.17            -             -            -            -
Number of Units                                            604,147            -             -            -            -
With All Optional Benefits
Unit Price                                                  $10.17            -             -            -            -
Number of Units                                             36,236            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST PIMCO Limited Maturity Bond (1995)
With No Optional Benefits
Unit Price                                                  $14.26        13.61         12.79        11.96        11.73
Number of Units                                         61,707,894   42,410,807    31,046,956   32,560,943   28,863,932
With One Optional Benefit
Unit Price                                                  $10.34            -             -            -            -
Number of Units                                         11,274,642            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                  $10.08            -             -            -            -
Number of Units                                            215,314            -             -            -            -
With All Optional Benefits
Unit Price                                                  $10.08            -             -            -            -
Number of Units                                             80,547            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
AST Money Market (1992)
With No Optional Benefits
Unit Price                                                  $13.23        13.24         12.94        12.38        12.00
Number of Units                                        163,759,511  184,612,059   172,493,206  187,609,708   75,855,442
With One Optional Benefit
Unit Price                                                   $9.96            -             -            -            -
Number of Units                                         36,255,772            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.99            -             -            -            -
Number of Units                                            999,737            -             -            -            -
With All Optional Benefits
Unit Price                                                   $9.99            -             -            -            -
Number of Units                                             70,899            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------

                                                                   Year Ended December 31,
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
Sub-account                                           1997         1996         1995         1994        1993
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST PIMCO Total Return Bond (1994)
With No Optional Benefits
Unit Price                                                  12.44        11.48        11.26        9.61           -
Number of Units                                        44,098,036   29,921,643   19,061,840   4,577,708           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST PIMCO Limited Maturity Bond (1995)
With No Optional Benefits
Unit Price                                                  11.26        10.62        10.37           -           -
Number of Units                                        25,008,310   18,894,375   15,058,644           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
AST Money Market (1992)
With No Optional Benefits
Unit Price                                                  11.57        11.16        10.77       10.35       10.12
Number of Units                                        66,869,998   42,435,169   30,564,442  27,491,389  11,422,783
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------

                                                                   Year Ended December 31,
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Sub-account                                            2002         2001          2000         1999         1998
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
The Montgomery Variable Series - MV Emerging
Markets (1996)
With No Optional Benefits
Unit Price                                                   $5.79         6.50          7.09        10.06         6.19
Number of Units                                         10,957,884   14,095,135    12,899,472   12,060,036   10,534,383
With One Optional Benefit
Unit Price                                                   $8.66            -             -            -            -
Number of Units                                            283,466            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.93            -             -            -            -
Number of Units                                             21,816            -             -            -            -
With All Optional Benefits
Unit Price                                                   $9.93            -             -            -            -
Number of Units                                                442            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Wells Fargo Variable Trust - Equity Income (1999)
With No Optional Benefits
Unit Price                                                   $7.46         9.37         10.05         9.96            -
Number of Units                                          1,361,988    1,019,937       502,986      136,006            -
With One Optional Benefit
Unit Price                                                   $8.25            -             -            -            -
Number of Units                                            196,720            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.90            -             -            -            -
Number of Units                                             10,707            -             -            -            -
With All Optional Benefits
Unit Price                                                   $9.90            -             -            -            -
Number of Units                                                 91            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Rydex Variable Trust - Nova (1999)
With No Optional Benefits
Unit Price                                                   $4.06         6.41          8.50        10.82            -
Number of Units                                          2,629,551    3,990,618    14,799,352    5,474,129            -
With One Optional Benefit
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
With All Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------

                                                                   Year Ended December 31,
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
Sub-account                                           1997         1996         1995         1994        1993
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
The Montgomery Variable Series - MV Emerging
Markets (1996)
With No Optional Benefits
Unit Price                                                  10.05        10.25            -           -           -
Number of Units                                        10,371,104    2,360,940            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
Wells Fargo Variable Trust - Equity Income (1999)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
Rydex Variable Trust - Nova (1999)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------

                                                                   Year Ended December 31,
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Sub-account                                            2002         2001          2000         1999         1998
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Rydex Variable Trust - Ursa (1999)
With No Optional Benefits
Unit Price                                                  $14.45        12.05         10.62         9.28            -
Number of Units                                            234,642      351,487     2,269,599    1,803,669            -
With One Optional Benefit
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
With All Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Rydex Variable Trust - OTC (1999)
With No Optional Benefits
Unit Price                                                   $4.01         6.65         10.40        17.07            -
Number of Units                                         10,686,757   15,866,046    32,179,793   18,520,440            -
With One Optional Benefit
Unit Price                                                   $9.36            -             -            -            -
Number of Units                                                186            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
With All Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
INVESCO VIF - Dynamics (1999)
With No Optional Benefits
Unit Price                                                   $6.03         8.98         13.23        13.91            -
Number of Units                                          9,117,894   13,391,660    11,409,827    2,022,585            -
With One Optional Benefit
Unit Price                                                   $7.09            -             -            -            -
Number of Units                                            543,762            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.70            -             -            -            -
Number of Units                                             32,635            -             -            -            -
With All Optional Benefits
Unit Price                                                   $9.70            -             -            -            -
Number of Units                                                576            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------

                                                                   Year Ended December 31,
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
Sub-account                                           1997         1996         1995         1994        1993
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
Rydex Variable Trust - Ursa (1999)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
Rydex Variable Trust - OTC (1999)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
INVESCO VIF - Dynamics (1999)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------

                                                                   Year Ended December 31,
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Sub-account                                            2002         2001          2000         1999         1998
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
INVESCO VIF - Technology (1999)
With No Optional Benefits
Unit Price                                                   $3.49         6.66         12.48        16.52            -
Number of Units                                         18,830,138   26,652,622    29,491,113    4,622,242            -
With One Optional Benefit
Unit Price                                                   $5.50            -             -            -            -
Number of Units                                            293,307            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
With All Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
INVESCO VIF - Health Sciences (1999)
With No Optional Benefits
Unit Price                                                   $9.37        12.58         14.59        11.34            -
Number of Units                                         11,475,199   17,419,141    19,381,405      786,518            -
With One Optional Benefit
Unit Price                                                   $8.00            -             -            -            -
Number of Units                                            475,873            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.51            -             -            -            -
Number of Units                                              5,444            -             -            -            -
With All Optional Benefits
Unit Price                                                   $9.51            -             -            -            -
Number of Units                                                140            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
INVESCO VIF - Financial Services (1999)
With No Optional Benefits
Unit Price                                                  $10.47        12.48         14.04        11.41            -
Number of Units                                          7,556,596   11,612,048    14,091,636      759,104            -
With One Optional Benefit
Unit Price                                                   $8.76            -             -            -            -
Number of Units                                            366,258            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.92            -             -            -            -
Number of Units                                              1,897            -             -            -            -
With All Optional Benefits
Unit Price                                                   $9.92            -             -            -            -
Number of Units                                                141            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------

                                                                   Year Ended December 31,
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
Sub-account                                           1997         1996         1995         1994        1993
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
INVESCO VIF - Technology (1999)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
INVESCO VIF - Health Sciences (1999)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
INVESCO VIF - Financial Services (1999)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------

                                                                   Year Ended December 31,
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Sub-account                                            2002         2001          2000         1999         1998
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
INVESCO VIF - Telecommunications (1999)
With No Optional Benefits
Unit Price                                                   $2.43         5.01         11.05        15.17            -
Number of Units                                          9,354,303   13,553,158    17,856,118    4,184,526            -
With One Optional Benefit
Unit Price                                                   $5.78            -             -            -            -
Number of Units                                             94,004            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.43            -             -            -            -
Number of Units                                                770            -             -            -            -
With All Optional Benefits
Unit Price                                                   $9.42            -             -            -            -
Number of Units                                                454            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Evergreen VA - Global Leaders (1999)
With No Optional Benefits
Unit Price                                                   $7.08         9.00         10.55        11.72            -
Number of Units                                          1,442,329    1,520,376       887,758       23,101            -
With One Optional Benefit
Unit Price                                                   $8.15            -             -            -            -
Number of Units                                            113,389            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.67            -             -            -            -
Number of Units                                              3,669            -             -            -            -
With All Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Evergreen VA - Special Equity (1999)
With No Optional Benefits
Unit Price                                                   $7.16         9.98         11.01        12.19            -
Number of Units                                          2,205,267    2,540,062     1,731,145      152,342            -
With One Optional Benefit
Unit Price                                                   $7.44            -             -            -            -
Number of Units                                            127,728            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.85            -             -            -            -
Number of Units                                             12,520            -             -            -            -
With All Optional Benefits
Unit Price                                                   $9.85            -             -            -            -
Number of Units                                                533            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Evergreen VA - Omega (2000)
With No Optional Benefits
Unit Price                                                   $4.93         6.71          7.98            -            -
Number of Units                                          2,594,817    2,585,848     1,637,475            -            -
With One Optional Benefit
Unit Price                                                   $7.78            -             -            -            -
Number of Units                                             39,943            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
With All Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------

                                                                   Year Ended December 31,
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
Sub-account                                           1997         1996         1995         1994        1993
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
INVESCO VIF - Telecommunications (1999)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
Evergreen VA - Global Leaders (1999)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
Evergreen VA - Special Equity (1999)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
Evergreen VA - Omega (2000)
With No Optional Benefits

Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------

                                                                   Year Ended December 31,
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Sub-account                                            2002         2001          2000         1999         1998
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - Europe /30/ (1999)
With No Optional Benefits
Unit Price                                                   $5.76         7.87         10.52        12.24            -
Number of Units                                          2,550,567    5,711,763     2,327,562      273,963            -
With One Optional Benefit
Unit Price                                                   $7.93            -             -            -            -
Number of Units                                            292,396            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.70            -             -            -            -
Number of Units                                              2,625            -             -            -            -
With All Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - Asia 30 /9/ (2002)
With No Optional Benefits
Unit Price                                                   $7.76            -             -            -            -
Number of Units                                          2,060,741            -             -            -            -
With One Optional Benefit
Unit Price                                                   $7.75            -             -            -            -
Number of Units                                            281,993            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.86            -             -            -            -
Number of Units                                              6,995            -             -            -            -
With All Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - Japan /9/ (2002)
With No Optional Benefits
Unit Price                                                   $7.25            -             -            -            -
Number of Units                                            338,472            -             -            -            -
With One Optional Benefit
Unit Price                                                   $7.24            -             -            -            -
Number of Units                                             65,845            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                  $10.21            -             -            -            -
Number of Units                                                351            -             -            -            -
With All Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - Banks /9/ (2002)
With No Optional Benefits
Unit Price                                                   $8.58            -             -            -            -
Number of Units                                            555,999            -             -            -            -
With One Optional Benefit
Unit Price                                                   $8.56            -             -            -            -
Number of Units                                            101,136            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                  $10.13            -             -            -            -
Number of Units                                              3,422            -             -            -            -
With All Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------

                                                                   Year Ended December 31,
- -------------------------------------------------- ------------ ------------ ------------ ----------- -----------
Sub-account                                           1997         1996         1995         1994        1993
- -------------------------------------------------- ------------ ------------ ------------ ----------- -----------
ProFund VP - Europe /30/ (1999)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
- -------------------------------------------------- ------------ ------------ ------------ ----------- -----------
ProFund VP - Asia 30 /9/ (2002)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
- -------------------------------------------------- ------------ ------------ ------------ ----------- -----------
ProFund VP - Japan /9/ (2002)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
- -------------------------------------------------- ------------ ------------ ------------ ----------- -----------
ProFund VP - Banks /9/ (2002)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
- -------------------------------------------------- ------------ ------------ ------------ ----------- -----------

                                                                   Year Ended December 31,
- -------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Sub-account                                            2002         2001          2000         1999         1998
- -------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - Basic Materials /9/ (2002)
With No Optional Benefits
Unit Price                                                   $8.47            -             -            -            -
Number of Units                                            361,568            -             -            -            -
With One Optional Benefit
Unit Price                                                   $8.46            -             -            -            -
Number of Units                                             76,331            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                  $10.34            -             -            -            -
Number of Units                                                 12            -             -            -            -
With All Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
- -------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - Biotechnology (2001)
With No Optional Benefits
Unit Price                                                   $5.16         8.37             -            -            -
Number of Units                                          2,412,670    5,093,235             -            -            -
With One Optional Benefit
Unit Price                                                   $7.09            -             -            -            -
Number of Units                                            130,082            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
With All Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
- -------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - Consumer Cyclical /9/ (2002)
With No Optional Benefits
Unit Price                                                   $7.26            -             -            -            -
Number of Units                                            319,201            -             -            -            -
With One Optional Benefit
Unit Price                                                   $7.25            -             -            -            -
Number of Units                                            128,022            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.37            -             -            -            -
Number of Units                                              2,426            -             -            -            -
With All Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
- -------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - Consumer Non-Cyclical /9/ (2002)
With No Optional Benefits
Unit Price                                                   $8.29            -             -            -            -
Number of Units                                            406,966            -             -            -            -
With One Optional Benefit
Unit Price                                                   $8.28            -             -            -            -
Number of Units                                            148,446            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.90            -             -            -            -
Number of Units                                              2,303            -             -            -            -
With All Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
- -------------------------------------------------- ------------- ------------ ------------- ------------ ------------

                                                                   Year Ended December 31,
- -------------------------------------------------- ------------ ------------ ------------ ----------- -----------
Sub-account                                           1997         1996         1995         1994        1993
- -------------------------------------------------- ------------ ------------ ------------ ----------- -----------
ProFund VP - Basic Materials /9/ (2002)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
- -------------------------------------------------- ------------ ------------ ------------ ----------- -----------
ProFund VP - Biotechnology (2001)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
- -------------------------------------------------- ------------ ------------ ------------ ----------- -----------
ProFund VP - Consumer Cyclical /9/ (2002)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
- -------------------------------------------------- ------------ ------------ ------------ ----------- -----------
ProFund VP - Consumer Non-Cyclical /9/ (2002)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
- -------------------------------------------------- ------------ ------------ ------------ ----------- -----------

                                                                   Year Ended December 31,
- -------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Sub-account                                            2002         2001          2000         1999         1998
- -------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - Energy (2001)
With No Optional Benefits
Unit Price                                                   $7.51         9.19             -            -            -
Number of Units                                          1,985,954    2,299,149             -            -            -
With One Optional Benefit
Unit Price                                                   $8.71            -             -            -            -
Number of Units                                            299,833            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                  $10.12            -             -            -            -
Number of Units                                              1,660            -             -            -            -
With All Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
- -------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - Financial (2001)
With No Optional Benefits
Unit Price                                                   $7.74         9.22             -            -            -
Number of Units                                          1,086,464    2,154,106             -            -            -
With One Optional Benefit
Unit Price                                                   $8.85            -             -            -            -
Number of Units                                            221,377            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.84            -             -            -            -
Number of Units                                              2,066            -             -            -            -
With All Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
- -------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - Healthcare (2001)
With No Optional Benefits
Unit Price                                                   $7.13         9.35             -            -            -
Number of Units                                          1,313,814    3,489,097             -            -            -
With One Optional Benefit
Unit Price                                                   $7.94            -             -            -            -
Number of Units                                            388,508            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.59            -             -            -            -
Number of Units                                              6,831            -             -            -            -
With All Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
- -------------------------------------------------- ------------- ------------ ------------- ------------ ------------

                                                                   Year Ended December 31,
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
Sub-account                                           1997         1996         1995         1994        1993
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
ProFund VP - Energy (2001)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
ProFund VP - Financial (2001)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
ProFund VP - Healthcare (2001)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------

                                                                   Year Ended December 31,
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Sub-account                                            2002         2001          2000         1999         1998
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - Industrial /9/ (2002)
With No Optional Benefits
Unit Price                                                   $7.94            -             -            -            -
Number of Units                                            126,611            -             -            -            -
With One Optional Benefit
Unit Price                                                   $7.93            -             -            -            -
Number of Units                                             12,642            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
With All Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - Internet /9/ (2002)
With No Optional Benefits
Unit Price                                                   $8.58            -             -            -            -
Number of Units                                          2,982,656            -             -            -            -
With One Optional Benefit
Unit Price                                                   $8.57            -             -            -            -
Number of Units                                            306,572            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
With All Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - Pharmaceuticals /9/ (2002)
With No Optional Benefits
Unit Price                                                   $8.57            -             -            -            -
Number of Units                                            241,916            -             -            -            -
With One Optional Benefit
Unit Price                                                   $8.56            -             -            -            -
Number of Units                                            136,599            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.63            -             -            -            -
Number of Units                                              2,545            -             -            -            -
With All Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------

                                                                   Year Ended December 31,
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
Sub-account                                           1997         1996         1995         1994        1993
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
ProFund VP - Industrial /9/ (2002)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
ProFund VP - Internet /9/ (2002)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
ProFund VP - Pharmaceuticals /9/ (2002)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------

                                                                   Year Ended December 31,
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Sub-account                                            2002         2001          2000         1999         1998
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - Precious Metals /9/ (2002)
With No Optional Benefits
Unit Price                                                   $9.72            -             -            -            -
Number of Units                                          3,992,389            -             -            -            -
With One Optional Benefit
Unit Price                                                   $9.70            -             -            -            -
Number of Units                                          1,175,651            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                  $11.30            -             -            -            -
Number of Units                                             19,964            -             -            -            -
With All Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - Real Estate (2001)
With No Optional Benefits
Unit Price                                                  $10.61        10.76             -            -            -
Number of Units                                          1,489,153    3,592,834             -            -            -
With One Optional Benefit
Unit Price                                                   $9.86            -             -            -            -
Number of Units                                            441,318            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                  $10.20            -             -            -            -
Number of Units                                             12,789            -             -            -            -
With All Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP -Semiconductor /9/ (2002)
With No Optional Benefits
Unit Price                                                   $5.14            -             -            -            -
Number of Units                                            608,142            -             -            -            -
With One Optional Benefit
Unit Price                                                   $5.14            -             -            -            -
Number of Units                                             93,241            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
With All Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------

                                                                   Year Ended December 31,
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
Sub-account                                           1997         1996         1995         1994        1993
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
ProFund VP - Precious Metals /9/ (2002)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
ProFund VP - Real Estate (2001)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
ProFund VP -Semiconductor /9/ (2002)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------

                                                                   Year Ended December 31,
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Sub-account                                            2002         2001          2000         1999         1998
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - Technology (2001)
With No Optional Benefits
Unit Price                                                   $3.46         5.91             -            -            -
Number of Units                                          3,290,202    2,524,295             -            -            -
With One Optional Benefit
Unit Price                                                   $6.03            -             -            -            -
Number of Units                                            254,131            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
With All Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - Telecommunications (2001)
With No Optional Benefits
Unit Price                                                   $4.35         7.10             -            -            -
Number of Units                                          3,082,428      583,065             -            -            -
With One Optional Benefit
Unit Price                                                   $7.15            -             -            -            -
Number of Units                                            272,408            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                  $10.03            -             -            -            -
Number of Units                                              3,642            -             -            -            -
With All Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - Utilities (2001)
With No Optional Benefits
Unit Price                                                   $6.09         8.12             -            -            -
Number of Units                                          3,391,766    1,589,344             -            -            -
With One Optional Benefit
Unit Price                                                   $7.83            -             -            -            -
Number of Units                                            521,419            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                  $10.61            -             -            -            -
Number of Units                                              8,871            -             -            -            -
With All Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - Bull /9/ (2002)
With No Optional Benefits
Unit Price                                                   $7.98            -             -            -            -
Number of Units                                          6,296,621            -             -            -            -
With One Optional Benefit
Unit Price                                                   $7.97            -             -            -            -
Number of Units                                            954,792            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.75            -             -            -            -
Number of Units                                             10,297            -             -            -            -
With All Optional Benefits
Unit Price                                                   $9.75            -             -            -            -
Number of Units                                                400            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------

                                                                   Year Ended December 31,
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
Sub-account                                           1997         1996         1995         1994        1993
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
ProFund VP - Technology (2001)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
ProFund VP - Telecommunications (2001)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
ProFund VP - Utilities (2001)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
ProFund VP - Bull /9/ (2002)
With No Optional Benefits

Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------

                                                                   Year Ended December 31,
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Sub-account                                            2002         2001          2000         1999         1998
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - Bear (2001)
With No Optional Benefits
Unit Price                                                  $13.74        11.54             -            -            -
Number of Units                                          4,011,499    3,059,897             -            -            -
With One Optional Benefit
Unit Price                                                  $11.38            -             -            -            -
Number of Units                                          1,532,543            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                  $10.13            -             -            -            -
Number of Units                                             28,618            -             -            -            -
With All Optional Benefits
Unit Price                                                  $10.13            -             -            -            -
Number of Units                                              1,514            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - UltraBull /22/ (2001)
With No Optional Benefits
Unit Price                                                   $4.71         7.47             -            -            -
Number of Units                                          6,435,217    7,628,819             -            -            -
With One Optional Benefit
Unit Price                                                   $6.78            -             -            -            -
Number of Units                                            297,435            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.61            -             -            -            -
Number of Units                                                245            -             -            -            -
With All Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - OTC (2001)
With No Optional Benefits
Unit Price                                                   $3.49        $5.77             -            -            -
Number of Units                                         18,242,013   11,681,189             -            -            -
With One Optional Benefit
Unit Price                                                   $6.45            -             -            -            -
Number of Units                                          1,346,852            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.36            -             -            -            -
Number of Units                                             13,113            -             -            -            -
With All Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - Short OTC /9/ (2002)
With No Optional Benefits
Unit Price                                                  $11.02            -             -            -            -
Number of Units                                            682,058            -             -            -            -
With One Optional Benefit
Unit Price                                                  $11.00            -             -            -            -
Number of Units                                            433,181            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                  $10.43            -             -            -            -
Number of Units                                             15,308            -             -            -            -
With All Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------

                                                                   Year Ended December 31,
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
Sub-account                                           1997         1996         1995         1994        1993
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
ProFund VP - Bear (2001)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
ProFund VP - UltraBull /22/ (2001)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
ProFund VP - OTC (2001)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
ProFund VP - Short OTC /9/ (2002)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------

                                                                   Year Ended December 31,
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Sub-account                                            2002         2001          2000         1999         1998
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - UltraOTC (1999)
With No Optional Benefits
Unit Price                                                   $0.58         1.91          6.19        23.58            -
Number of Units                                         70,200,723   50,124,696    17,597,528    2,906,024            -
With One Optional Benefit
Unit Price                                                   $3.53            -             -            -            -
Number of Units                                          1,003,123            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $8.70            -             -            -            -
Number of Units                                                233            -             -            -            -
With All Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - Mid-Cap Value /9/ (2002)
With No Optional Benefits
Unit Price                                                   $7.68            -             -            -            -
Number of Units                                          1,089,843            -             -            -            -
With One Optional Benefit
Unit Price                                                   $7.66            -             -            -            -
Number of Units                                            438,387            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                  $10.06            -             -            -            -
Number of Units                                              4,777            -             -            -            -
With All Optional Benefits
Unit Price                                                  $10.06            -             -            -            -
Number of Units                                              4,799            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - Mid-Cap Growth /9/ (2002)
With No Optional Benefits
Unit Price                                                   $7.71            -             -            -            -
Number of Units                                          1,444,783            -             -            -            -
With One Optional Benefit
Unit Price                                                   $7.70            -             -            -            -
Number of Units                                            439,054            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.82            -             -            -            -
Number of Units                                              1,587            -             -            -            -
With All Optional Benefits
Unit Price                                                   $9.81            -             -            -            -
Number of Units                                              1,583            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - UltraMid-Cap /9/ (2002)
With No Optional Benefits
Unit Price                                                   $5.72            -             -            -            -
Number of Units                                          2,276,660            -             -            -            -
With One Optional Benefit
Unit Price                                                   $5.71            -             -            -            -
Number of Units                                            477,953            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.86            -             -            -            -
Number of Units                                              1,673            -             -            -            -
With All Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------

                                                                   Year Ended December 31,
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
Sub-account                                           1997         1996         1995         1994        1993
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
ProFund VP - UltraOTC (1999)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
ProFund VP - Mid-Cap Value /9/ (2002)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
ProFund VP - Mid-Cap Growth /9/ (2002)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
ProFund VP - UltraMid-Cap /9/ (2002)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------

                                                                   Year Ended December 31,
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Sub-account                                            2002         2001          2000         1999         1998
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - Small-Cap Value /9/ (2002)
With No Optional Benefits
Unit Price                                                   $7.10            -             -            -            -
Number of Units                                          2,908,617            -             -            -            -
With One Optional Benefit
Unit Price                                                   $7.09            -             -            -            -
Number of Units                                            994,778            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                  $10.15            -             -            -            -
Number of Units                                             19,019            -             -            -            -
With All Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - Small-Cap Growth /9/ (2002)
With No Optional Benefits
Unit Price                                                   $7.71            -             -            -            -
Number of Units                                          2,138,861            -             -            -            -
With One Optional Benefit
Unit Price                                                   $7.69            -             -            -            -
Number of Units                                            772,260            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.91            -             -            -            -
Number of Units                                             10,572            -             -            -            -
With All Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - UltraSmall-Cap /23/ (1999)
With No Optional Benefits
Unit Price                                                   $4.73         8.37          9.18        11.96            -
Number of Units                                          5,664,617   10,010,482     3,258,574      813,904            -
With One Optional Benefit
Unit Price                                                   $6.14            -             -            -            -
Number of Units                                            212,085            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
With All Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - U.S. Government Plus /9/ (2002)
With No Optional Benefits
Unit Price                                                  $11.58            -             -            -            -
Number of Units                                          7,945,270            -             -            -            -
With One Optional Benefit
Unit Price                                                  $11.56            -             -            -            -
Number of Units                                          2,486,854            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                  $10.19            -             -            -            -
Number of Units                                             22,148            -             -            -            -
With All Optional Benefits
Unit Price                                                  $10.19            -             -            -            -
Number of Units                                                609            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------

                                                                   Year Ended December 31,
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
Sub-account                                           1997         1996         1995         1994        1993
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
ProFund VP - Small-Cap Value /9/ (2002)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
ProFund VP - Small-Cap Growth /9/ (2002)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
ProFund VP - UltraSmall-Cap /23/ (1999)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
ProFund VP - U.S. Government Plus /9/ (2002)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------

                                                                   Year Ended December 31,
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Sub-account                                            2002         2001          2000         1999         1998
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - Rising Rates Opportunity /9/ (2002)
With No Optional Benefits
Unit Price                                                   $8.03            -             -            -            -
Number of Units                                            583,657            -             -            -            -
With One Optional Benefit
Unit Price                                                   $8.02            -             -            -            -
Number of Units                                            165,792            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.69            -             -            -            -
Number of Units                                              9,028            -             -            -            -
With All Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
First Trust(R)/10/ Uncommon Values (2000)
With No Optional Benefits
Unit Price                                                   $2.94         4.72          7.43            -            -
Number of Units                                          1,716,102    2,255,266     2,690,435            -            -
With One Optional Benefit
Unit Price                                                   $6.80            -             -            -            -
Number of Units                                             19,826            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
With All Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Prudential - SP Jennison International Growth
(2001)
With No Optional Benefits
Unit Price                                                   $5.62         7.39             -            -            -
Number of Units                                            550,334      273,843             -            -            -
With One Optional Benefit
Unit Price                                                   $8.01            -             -            -            -
Number of Units                                             89,806            -             -            -            -
With Any Two Optional Benefits
Unit Price                                                   $9.59            -             -            -            -
Number of Units                                              5,196            -             -            -            -
With All Optional Benefits
Unit Price                                                       -            -             -            -            -
Number of Units                                                  -            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------

                                                                   Year Ended December 31,
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
Sub-account                                           1997         1996         1995         1994        1993
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
ProFund VP - Rising Rates Opportunity /9/ (2002)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
First Trust(R)/10/ Uncommon Values (2000)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
Prudential - SP Jennison International Growth
(2001)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With Any Two Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With All Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------

1.   Effective December 10, 2001, Strong Capital Management, Inc. became
     Sub-advisor of the Portfolio. Prior to December 10, 2001, A I M Capital
     Management, Inc. served as Sub-advisor of the Portfolio, then named "AST
     AIM International Equity." Between October 15, 1996 and May 3, 1999, Putnam
     Investment Management, Inc. served as Sub-advisor of the Portfolio, then named "AST Putnam International Equity." Prior to October 15, 1996,
     Seligman Henderson Co. served as Sub-advisor of the Portfolio, then named
     "Seligman Henderson International Equity Portfolio."

2.   Effective November 11, 2002, William Blair & Company, L.L.C. became
     Sub-advisor of the Portfolio. Prior to November 11, 2002, Janus Capital
     Corporation served as Sub-advisor of the Portfolio, then named "AST Janus
     Overseas Growth."

3.   This Portfolio reflects the addition of the net assets of the AST American
     Century International Growth Portfolio II ("Portfolio II") as a result of the merger between the Portfolio and Portfolio II.

4.   Effective May 1, 2002, Deutsche Asset Management, Inc. became Sub-advisor of the Portfolio. Prior to May 1, 2002, Founders Asset Management, Inc.
     served as Sub-advisor of the Portfolio, then named "AST Founders Passport."
     Prior to October 15, 1996, Seligman Henderson Co. served as Sub-advisor of the Portfolio, then named "Seligman Henderson International Small Cap
     Portfolio."

5.   Effective September 17, 2001, Pilgrim Baxter & Associates, Ltd. became
     Sub-advisor of the Portfolio. Prior to September 17, 2001, Janus Capital
     Corporation served as Sub-advisor of the Portfolio, then named "AST Janus
     Small-Cap Growth." Prior to December 31, 1998, Founders Asset Management,
     LLC served as Sub-advisor of the Portfolio, then named "Founders Capital
     Appreciation Portfolio."

6.   Effective December 10, 2001, Deutsche Asset Management, Inc. became
     Sub-advisor of the Portfolio. Prior to December 10, 2001, Zurich Scudder
     Investments, Inc. served as Sub-advisor of the Portfolio, then named "AST
     Scudder Small-Cap Growth Portfolio". Prior to May 1, 2001, the Portfolio
     was named "AST Kemper Small-Cap Growth Portfolio."

7.   Effective May 1, 2001, Goldman Sachs Asset Management became Sub-advisor of the Portfolio. Prior to May 1, 2001, Lord, Abbett & Co. served as
     Sub-advisor of the Portfolio, then named "AST Lord Abbett Small Cap Value."

8.   Effective October 23, 2000, GAMCO Investors, Inc. became Sub-advisor of the
     Portfolio. Prior to October 23, 2000, T. Rowe Price Associates, Inc. served as Sub-advisor of the Portfolio, then named "AST T. Rowe Price Small
     Company Value Portfolio."

9.   These portfolios were first offered as Sub-accounts on May 1, 2002.

10.  Effective November 11, 2002, Goldman Sachs Asset Management became
     Sub-advisor of the Portfolio. Prior to November 11, 2002, Janus Capital
     Corporation served as Sub-advisor of the Portfolio, then named "AST Janus
     Mid-Cap Growth."

11.  Effective May 1, 1998, Neuberger Berman Management, Inc. became Sub-advisor of the Portfolio. Prior to May 1, 1998, Berger Associates, Inc. served as
     Sub-advisor of the Portfolio, then named "Berger Capital Growth Portfolio."

12.  Effective May 1, 1998, Neuberger Berman Management, Inc. became Sub-advisor of the Portfolio. Prior to May 1, 1998, Federated Investment Counseling
     served as Sub-advisor of the Portfolio, then named "Federated Utility
     Income Portfolio."

13.  Effective May 1, 2000, Alliance Capital Management, L.P. became Sub-advisor of the Portfolio. Between December 31, 1998 and May 1, 2000,
     OppenheimerFunds, Inc. served as Sub-advisor of the Portfolio, then named
     "AST Oppenheimer Large-Cap Growth Portfolio." Prior to December 31, 1998,
     Robertson, Stephens & Company Investment Management, L.P. served as
     Sub-advisor of the Portfolio, then named "Robertson Stephens Value + Growth
     Portfolio."

14.  Effective November 11, 2002, Goldman Sachs Asset Management became
     Sub-advisor of the Portfolio. Prior to November 11, 2002, Janus Capital
     Corporation served as Sub-advisor of the Portfolio, then named "AST JanCap
     Growth."

15.  Effective May 1, 2002, Deutsche Asset Management, Inc. became Sub-advisor of the Portfolio. Prior to May 1, 2002, Janus Capital Corporation served as
     Sub-advisor of the Portfolio, then named "AST Janus Strategic Value."

16.  Effective May 1, 2000, Sanford C. Bernstein & Co., Inc. became Sub-advisor of the Portfolio. Prior to May 1, 2000, Bankers Trust Company served as
     Sub-advisor of the Portfolio, then named "AST Bankers Trust Managed Index
     500 Portfolio."

17.  Effective May 3, 1999, American Century Investment Management, Inc. became
     Sub-advisor of the Portfolio. Between October 15, 1996 and May 3, 1999,
     Putnam Investment Management, Inc. served as Sub-advisor of the Portfolio, then named "AST Putnam Value Growth & Income."

18.  Effective May 1, 2000, Alliance Capital Management, L.P. became Sub-advisor of the Portfolio. Prior to May 1, 2000, Lord, Abbett & Co. served as
     Sub-advisor of the Portfolio, then named "AST Lord Abbett Growth and Income
     Portfolio."

19.  Effective July 1, 2002, the AST INVESCO Equity Income portfolio changed its name to AST INVESCO Capital Income.

20.  Effective May 1, 2002, Deutsche Asset Management, Inc. became Sub-advisor of the Portfolio. Prior to May 1, 2002, A I M Capital Management, Inc.
     served as Sub-advisor of the Portfolio, then named "AST AIM Balanced."
     Between October 15, 1996 and May 3, 1999, Putnam Investment Management,
     Inc. served as Sub-advisor of the Portfolio, then named "AST Putnam
     Balanced." Prior to October 15, 1996, Phoenix Investment Counsel, Inc.
     served as Sub-advisor of the Portfolio, then named "AST Phoenix Balanced
     Asset Portfolio."

21.  Effective August 8, 2000, T. Rowe Price International, Inc. became
     Sub-advisor of the Portfolio. Effective May 1, 2000, the name of the
     Portfolio was changed to the "AST T. Rowe Price Global Bond". Effective May
     1, 1996, Rowe Price-Fleming International, Inc. became Sub-advisor of the
     Portfolio. Prior to May 1, 1996, Scudder, Stevens & Clark, Inc. served as
     Sub-advisor of the Portfolio, then named "AST Scudder International Bond
     Portfolio."

22.  Effective May 1, 2003, the ProFunds VP Bull Plus portfolio changed its name to ProFund VP UltraBull to reflect a change in its investment objective.

23.  Prior to May 1, 2000, ProFund VP UltraSmall-Cap was named "ProFund VP Small
     Cap" and sought daily investment results that corresponded to the performance of the Russell 2000(R)Index.

APPENDIX C - CALCULATION OF OPTIONAL DEATH BENEFITS

Examples of Enhanced Beneficiary Protection Optional Death Benefit Calculation
The following are examples of how the Enhanced Beneficiary Protection Optional
Death Benefit is calculated. Each example assumes that a $50,000 initial
Purchase Payment is made. Each example assumes that there is one Owner who is age 50 on the Issue Date and that all Account Value is maintained in the variable investment options. The formula for determining the Enhanced
Beneficiary Protection Optional Death Benefit is as follows:

Growth =   Account Value of variable         minus   Purchase Payments - proportional
           investment options plus Interim           withdrawals
           Value of Fixed Allocations (no
           MVA applies)

NOTE: The examples below do not include Credits which may be recovered by
American Skandia under certain circumstances.

Example with market increase

Assume that the Owner has made no withdrawals and that the Account Value has been increasing due to positive market performance. On the date we receive due proof of death, the Account Value is $75,000. The basic Death Benefit is calculated as Purchase Payments minus proportional withdrawals, or Account
Value, less the amount of any Credits applied within 12 months prior to the date of death, which ever is greater. Therefore, the basic Death Benefit is equal to
$75,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($75,000) PLUS 40% of the
"Growth" under the Annuity.

Growth = $75,000 - [$50,000 - $0]
       = $25,000

Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit =
40% of Growth

       = $25,000 * 0.40
       = $10,000

Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection
Optional Death Benefit

       = $85,000

Examples with market decline

Assume that the Owner has made no withdrawals and that the Account Value has been decreasing due to declines in market performance. On the date we receive due proof of death, the Account Value is $45,000. The basic Death Benefit is calculated as Purchase Payments minus proportional withdrawals, or Account
Value, less the amount of any Credits applied within 12 months prior to the date of death, which ever is greater. Therefore, the basic Death Benefit is equal to
$50,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($50,000) PLUS the "Growth"
under the Annuity.

Growth = $45,000 - [$50,000 - $0]
       = $-5,000

Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit =
40% of Growth

NO BENEFIT IS PAYABLE

Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection
Optional Death Benefit

       = $50,000

     In this example you would receive no additional benefit from purchasing the
     Enhanced Beneficiary Protection Optional Death Benefit.

Example with market increase and withdrawals

Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 5 when the Account Value was $75,000. On the date we receive due proof of death, the
Account Value is $90,000. The basic Death Benefit is calculated as Purchase
Payments minus proportional withdrawals, or Account Value, less the amount of any Credits applied within 12 months prior to the date of death, which ever is greater. Therefore, the basic Death Benefit is equal to $90,000. The Enhanced
Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($90,000) PLUS 40% of the "Growth" under the
Annuity.

GROWTH = $90,000 - [$50,000 - ($50,000 * $15,000/$75,000)]
       = $90,000 - [$50,000 - $10,000]
       = $90,000 - $40,000
       = $50,000

Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit =
40% of Growth

       = $50,000 * 0.40
       = $20,000

Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection
Optional Death Benefit

       = $110,000

EXAMPLES OF HIGHEST ANNIVERSARY VALUE DEATH BENEFIT CALCULATION

The following are examples of how the Highest Anniversary Value Death Benefit is
calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date and that all Account Value is maintained in the variable investment options.

NOTE: The examples below do not include Credits which may be recovered by
American Skandia under certain circumstances.

Example with market increase and death before Death Benefit Target Date Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the date we receive due proof of death, the Account Value is $75,000; however, the
Anniversary Value on the 5th anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death
Benefit is equal to the greater of the Highest Anniversary Value or the basic
Death Benefit. The Death Benefit would be the Highest Anniversary Value
($90,000) because it is greater than the amount that would have been payable under the basic Death Benefit ($75,000).

Example with withdrawals

Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 7 when the Account Value was $75,000. On the date we receive due proof of death, the
Account Value is $80,000; however, the Anniversary Value on the 5th anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the
Death Benefit Target Date. The Death Benefit is equal to the greater of the
Highest Anniversary Value or the basic Death Benefit.

Highest Anniversary Value = $90,000 - [$90,000 * $15,000/$75,000] = $90,000 -
$18,000 = $72,000

Basic Death Benefit = $80,000 - [$80,000 * $15,000/$75,000] = $80,000 - $16,000
= $64,000

EXAMPLE WITH DEATH AFTER DEATH BENEFIT TARGET DATE

Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals had been made prior to the
Death Benefit Target Date. Further assume that the Owner dies after the Death
Benefit Target Date, when the Account Value is $75,000. The Highest Anniversary
Value on the Death Benefit Target Date was $80,000; however, following the Death
Benefit Target Date, the Owner made a Purchase Payment of $15,000 and had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greater of the Highest Anniversary Value plus Purchase Payments minus proportional withdrawals after the Death Benefit Target Date or the basic
Death Benefit.

Highest Anniversary Value = $80,000 + $15,000 - [$80,000 * $5,000/$70,000] =
$80,000 + $15,000 - $5,714 = $100,714

BASIC DEATH BENEFIT = $75,000

APPENDIX D - PLUS40(TM)OPTIONAL LIFE INSURANCE RIDER

American Skandia's Plus40(TM)Optional Life Insurance Rider was offered, in those states where approved, between January 23, 2002 and May 1, 2003. The description below of the Plus40(TM)benefit applies to those Contract Owners who purchased an
Annuity during that time period and elected the Plus40(TM)benefit.

The life insurance coverage provided under the Plus40(TM)Optional Life Insurance
Rider ("Plus40(TM)rider" or the "Rider") is supported by American Skandia's general account and is not subject to, or registered as a security under, either the Securities Act of 1933 or the Investment Company Act of 1940. Information
about the Plus40(TM)rider is included as an Appendix to this Prospectus to help you understand the Rider and the relationship between the Rider and the value of your Annuity. It is also included because you can elect to pay for the Rider with taxable withdrawals from your Annuity. The staff of the Securities and
Exchange Commission has not reviewed this information. However, the information may be subject to certain generally applicable provisions of the Federal securities laws regarding accuracy and completeness.

The income tax-free life insurance payable to your Beneficiary(ies) under the
Plus40(TM)rider is equal to 40% of the Account Value of your Annuity as of the date we receive due proof of death, subject to certain adjustments, restrictions and limitations described below.

ELIGIBILITY

The Plus40(TM)rider may be purchased as a rider on your Annuity. The Rider must cover those persons upon whose death the Annuity's death benefit becomes payable
- the Annuity's owner or owners, or the Annuitant (in the case of an entity owned Annuity). If the Annuity has two Owners, the Rider's death benefit is payable upon the first death of such persons. If the Annuity is owned by an entity, the Rider's death benefit is payable upon the death of the Annuitant, even if a Contingent Annuitant is named.

The minimum allowable age to purchase the Plus40(TM)rider is 40; the maximum allowable age is 75. If the Rider is purchased on two lives, both persons must meet the age eligibility requirements. The Plus40(TM)rider is not available to purchasers who use their Annuity as a funding vehicle for a Tax Sheltered
Annuity (or 403(b)) or as a funding vehicle for a qualified plan under Section
401 of the Internal Revenue Code ("Code").

ADJUSTMENTS, RESTRICTIONS & LIMITATIONS

|X|  If you die during the first 24 months following the effective date of the
     Plus40(TM)rider (generally, the Issue Date of your Annuity), the death benefit will be limited to the amount of any charges paid for the Rider while it was in effect. While we will return the charges you have paid during the applicable period as the death benefit, your Beneficiary(ies)
     will receive no additional life insurance benefit from the Plus40(TM)rider if you die within 24 months of its effective date.

|X|  If you make a Purchase Payment within 24 months prior to the date of death, the Account Value used to determine the amount of the death benefit will be reduced by the amount of such Purchase Payment(s). If we reduce the death benefit payable under the Plus40(TM)rider based on this provision, we will return 50% of any charges paid for the Rider based on those Purchase
     Payments as an additional amount included in the death benefit under the
     Rider.

|X|  If we apply Credits to your Annuity based on Purchase Payments, such
     Credits are treated as Account Value for purposes of determining the death benefit payable under the Plus40(TM)rider. However, if Credits were applied to Purchase Payments made within 24 months prior to the date of death, the
     Account Value used to determine the amount of the death benefit will be reduced by the amount of such Credits. If we reduce the death benefit payable under the Plus40(TM)rider based on this provision, we will return
     50% of any charges paid for the Rider based on such Credits as an additional amount included in the death benefit under the Rider.

|X|  If you become terminally ill (as defined in the Rider) and elect to receive a portion of the Plus40(TM)rider's death benefit under the Accelerated
     Death Benefit provision, the amount that will be payable under the Rider upon your death will be reduced. Please refer to the Accelerated Death
     Benefit provision described below.

|X|  If charges for the Plus40(TM)rider are due and are unpaid as of the date the death benefit is being determined, such charges will be deducted from the amount paid to your Beneficiary(ies).

|X|  If the age of any person covered under the Plus40(TM)rider is misstated, we will adjust any coverage under the Rider to conform to the facts. For example, if, due to the misstatement, we overcharged you for coverage under the Rider, we will add any additional charges paid to the amount payable to your Beneficiary(ies). If, due to the misstatement, we undercharged you for coverage under the Rider, we will reduce the death benefit in proportion to the charges not paid as compared to the charges that would have been paid had there been no misstatement.

|X|  On or after an Owner reaches the expiry date of the Rider (the anniversary of the Annuity's Issue Date on or immediately after the 95th birthday), coverage will terminate. No charge will be made for an Owner following the expiry date. If there are two Owners, the expiry date applies separately to each Owner; therefore, coverage may continue for one Owner and terminate as to the other Owner.

MAXIMUM BENEFIT

The Plus40(TM)rider is subject to a Maximum Death Benefit Amount based on the
Purchase Payments applied to your Annuity. The Plus40(TM) rider may also be subject to a Per Life Maximum Benefit that is based on all amounts paid under any annuity contract we issue to you under which you have elected the
Plus40(TM)rider or similar life insurance coverage.

|X|  The Maximum Death Benefit Amount is 100% of the Purchase Payments
     increasing at 5% per year following the date each Purchase Payment is applied to the Annuity until the date of death. If Purchase Payments are applied to the Annuity within 24 months prior to the date of death, the
     Maximum Death Benefit Amount is decreased by the amount of such Purchase
     Payments.

|X|  The Per Life Maximum Benefit applies to Purchase Payments applied to any such annuity contracts more than 24 months from the date of death that exceed $1,000,000. If you make Purchase Payments in excess of $1,000,000, we will reduce the aggregate death benefit payable under all
     Plus40(TM)riders, or similar riders issued by us, based on the combined amount of Purchase Payments in excess of $1,000,000 multiplied by 40%. If the Per Life Maximum Benefit applies, we will reduce the amount payable under each applicable Plus40(TM)rider on a pro-rata basis. If the Per Life
     Maximum Benefit applies upon your death, we will return any excess charges that you paid on the portion of your Account Value on which no benefit is payable. The Per Life Maximum Benefit does not limit the amount of Purchase
     Payments that you may apply to your Annuity.

ACCELERATED DEATH BENEFIT PROVISION

If you become terminally ill, you may request that a portion of the death benefit payable under the Plus40(TM)rider be prepaid instead of being paid to your Beneficiary(ies) upon your death. Subject to our requirements and where allowed by law, we will make a one time, lump sum payment. Our requirements include proof satisfactory to us, in writing, of terminal illness after the
Rider's Effective Date.

The maximum we will pay, before any reduction, is the lesser of 50% of the
Rider's death benefit or $100,000. If you elect to accelerate payment of a portion of the death benefit under the Plus40(TM)rider, the amount of the remaining death benefit is reduced by the prepaid amount accumulating at an annualized interest rate of 6.0%. Eligibility for an accelerated payout of a portion of your Plus40(TM)rider death benefit may be more restrictive than any medically-related surrender provision that may be applicable to you under the
Annuity.

CHARGES FOR THE PLUS40(TM)RIDER

The Plus40(TM)rider has a current charge and a guaranteed maximum charge. The current charge for the Plus40(TM)rider is based on a percentage of your Account
Value as of the anniversary of the Issue Date of your Annuity. The applicable percentages differ based on the attained age, last birthday of the Owner(s) or
Annuitant (in the case of an entity owned Annuity) as of the date the charge is due. We reserve the right to change the current charge, at any time, subject to regulatory approval where required. If there are two Owners, we calculate the current charge that applies to each Owner individually and deduct the combined amount as the charge for the Rider. There is no charge based on a person's life after coverage expires as to that person. However, a charge will still apply to the second of two Owners (and coverage will continue for such Owner) if such
Owner has not reached the expiry date.

                                     Percentage of
Attained Age                        Account Value
------------------------------ ----------------------------
Age 40-75                                .80%
------------------------------ ----------------------------
Age 76-80                               1.60%
------------------------------ ----------------------------
Age 81-85                               3.20%
------------------------------ ----------------------------
Age 86-90                               4.80%
------------------------------ ----------------------------
Age 91                                  6.50%
------------------------------ ----------------------------
Age 92                                  7.50%
------------------------------ ----------------------------
Age 93                                  8.50%
------------------------------ ----------------------------
Age 94                                  9.50%
------------------------------ ----------------------------
Age 95                                 10.50%
------------------------------ ----------------------------

The charge for the Plus40(TM)rider may also be subject to a guaranteed maximum charge that will apply if the current charge, when applied to the Account Value, exceeds the guaranteed maximum charge. The guaranteed maximum charge is based on a charge per $1,000 of insurance.

We determine the charge for the Rider annually, in arrears. We deduct the charge: (1) upon your death; (2) on each anniversary of the Issue Date; (3) on the date that you begin receiving annuity payments; (4) if you surrender your
Annuity other than a medically-related surrender; or (5) if you choose to terminate the Rider. If the Rider terminates for any of the preceding reasons on a date other than the anniversary of the Annuity's Issue Date, the charge will be prorated. During the first year after the Annuity's Issue Date, the charge will be prorated from the Issue Date. In all subsequent years, the charge will be prorated from the last anniversary of the Issue Date.

You can elect to pay the annual charge through a redemption from your Annuity's
Account Value or through funds other than those within the Annuity. If you do not elect a method of payment, we will automatically deduct the annual charge from your Annuity's Account Value. The manner in which you elect to pay for the
Rider may have tax implications.

|X|  If you elect to pay the charge through a redemption of your Annuity's
     Account Value, the withdrawal will be treated as a taxable distribution, and will generally be subject to ordinary income tax on the amount of any investment gain withdrawn. If you are under age 59 1/2, the distribution may also be subject to a 10% penalty on any gain withdrawn, in addition to ordinary income taxes. We first deduct the amount of the charge pro-rata from the Account Value in the variable investment options. We only deduct the charge pro-rata from the Fixed Allocations to the extent there is insufficient Account Value in the variable investment options to pay the charge.

|X|  If you elect to pay the charge through funds other than those from your
     Annuity, we require that payment be made electronically in U.S. currency through a U.S. financial institution. If you elect to pay the charge through electronic transfer of funds and payment has not been received within 31 days from the due date, we will deduct the charge as a redemption from your Annuity, as described above.

TERMINATION

You can terminate the Plus40(TM)rider at any time. Upon termination, you will be required to pay a pro-rata portion of the annual charge for the Rider. The
Plus40(TM)rider will terminate automatically on the date your Account Value is applied to begin receiving annuity payments, on the date you surrender the
Annuity or, on the expiry date with respect to such person who reaches the expiry date. We may also terminate the Plus40(TM)rider, if necessary, to comply with our interpretation of the Code and applicable regulations. Once terminated, you may not reinstate your coverage under the Plus40(TM)rider.

CHANGES IN ANNUITY DESIGNATIONS

Changes in ownership and annuitant designations under the Annuity may result in changes in eligibility and charges under the Plus40(TM) rider. These changes may include termination of the Rider. Please refer to the Rider for specific details.

SPOUSAL ASSUMPTION

A spousal beneficiary may elect to assume ownership of the Annuity instead of taking the Annuity's Death Benefit. However, regardless of whether a spousal beneficiary assumes ownership of the Annuity, the death benefit under the
Plus40(TM)rider will be paid despite the fact that the Annuity will continue.
The spousal beneficiary can apply the death benefit proceeds under the
Plus40(TM) rider to the Annuity as a new Purchase Payment, can purchase a new annuity contract or use the death benefit proceeds for any other purpose.
Certain restrictions may apply to an Annuity that is used as a qualified investment. Spousal beneficiaries may also be eligible to purchase the
Plus40(TM)rider, in which case the Annuity's Account Value, as of the date the assumption is effective, will be treated as the initial Purchase Payment under applicable provisions of the Rider.

TAX CONSIDERATION

The Plus40(TM)rider was designed to qualify as a life insurance contract under the Code. As life insurance, under most circumstances, the Beneficiary(ies) does not pay any Federal income tax on the death benefit payable under the Rider.

If your Annuity is being used as an Individual Retirement Annuity (IRA), we consider the Plus40(TM)rider to be outside of your IRA, since premium for the
Rider is paid for either with funds outside of your Annuity or with withdrawals previously subject to tax and any applicable tax penalty.

We believe payments under the accelerated payout provision of the Rider will meet the requirements of the Code and the regulations in order to qualify as tax-free payments. To the extent permitted by law, we will change our procedures in relation to the Rider, or the definition of terminally ill, or any other applicable term in order to maintain the tax-free status of any amounts paid out under the accelerated payout provision.

APPENDIX E - SALE OF THE CONTRACTS TO RESIDENTS OF THE STATE OF NEW YORK

Some of the provisions of the Annuity are different for contracts offered to residents of the State of New York.

HOW DO I PURCHASE THIS ANNUITY?

We sell the Annuity through licensed, registered investment professionals. You must complete an application and submit a minimum initial purchase payment of
$1,000. We may allow you to make a lower initial purchase payment provided you establish a bank drafting program under which purchase payments received in the first Annuity Year total at least $1,000. If the Annuity is owned by an individual or individuals, the oldest of those persons must be age 80 or under and no additional Purchase Payments will be accepted after age 80. If the
Annuity is owned by an entity, the annuitant must be age 85 or under.

GLOSSARY OF TERMS

MVA: The definition for MVA is not applicable.

INVESTMENT OPTIONS

WHAT ARE THE FIXED INVESTMENT OPTIONS?

Fixed investment options are not available to residents of the State of New
York. All references to Fixed Allocations throughout the Prospectus are not applicable.

FEES AND CHARGES

Annual Maintenance Fee: During the accumulation period we deduct an Annual
Maintenance Fee. The Annual Maintenance Fee for residents of the State of New
York is $30.00 or 2% of your Account Value invested in the variable investment options, whichever is less. This fee will be deducted annually on the anniversary of the Issue Date of your Annuity or, if you surrender your Annuity during the Annuity Year, the fee is deducted at the time of surrender. We may increase the Annual Maintenance Fee. However, any increase will only apply to
Annuities issued after the date of the increase.

Tax Charges: For New York contracts a charge for taxes may also be assessed against the Sub-accounts.

PURCHASING YOUR ANNUITY

Owner, Annuitant and Beneficiary Designations: For contracts issued in the State of New York, the designation of contingent Owner is not allowed.

MANAGING YOUR ANNUITY

Age Restrictions: The Owner must be age 80 or under as of the Issue Date of the
Annuity. If the Annuity is owned jointly, the oldest of the Owners must be age
80 or under on the Issue Date and no additional Purchase Payments will be accepted after age 80. If the Annuity is owned by an entity, the Annuitant must be age 85 or under as of the Issue Date. You should consider your need to access your Account Value and whether the Annuity's liquidity features will satisfy that need. If you take a distribution prior to age 59 1/2, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain. The availability of certain optional benefits may vary based on the age of the Owner on the Issue
Date of the Annuity.

MAY I CHANGE THE OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS?

Unless you indicated that a prior choice was irrevocable or your Annuity has been endorsed to limit certain changes, you may request to change Owner,
Annuitant and Beneficiary designations by sending a request In Writing. Where allowed by law, such changes will be subject to our acceptance. For New York contracts, some of the changes we will not accept include, but are not limited to: (a) a new Owner subsequent to the death of the Owner or the first of any joint Owners to die, except where a spouse-Beneficiary has become the Owner as a result of an Owner's death; (b) a new Annuitant prior to the Annuity Date if the
Annuity is owned by an entity; and (c) a change in the Beneficiary if the Owner had previously made the designation irrevocable.

MAY I RETURN THE ANNUITY IF I CHANGE MY MIND?

For New York contracts you may exercise your right to return the Annuity within
21 days of receipt of the Annuity. The amount to be refunded for New York contracts is the Account Value as of the date we receive your request to cancel the Annuity. Notice received by mail is effective as of the date of the postmark. If the Annuity is returned to the agent, the effective date is the date the Annuity is received by the agent.

MANAGING YOUR ACCOUNT VALUE

Credits Applied to Purchase Payments for Designated Class of Annuity Owner This
section does not apply to contracts purchased by residents of the State of New
York.

This Annuity features the same Insurance Charge as many of American Skandia's other variable annuities and does not charge an additional amount for the XTra
CreditSM feature. However, the amount of any Credits applied to your Account
Value can be recovered by American Skandia under the following circumstance:

|X| if you elect to "free-look" your Annuity, the amount returned to you will not include the amount of any Credits.

The value of the XTra CreditSM amount will be substantially reduced if American
Skandia recovers the XTra CreditSM amount under this circumstance. However, any investment gain on the XTra CreditSM amount will not be taken back. We do not deduct a CDSC in any situation where we recover the XTra CreditSM amount.

ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?

For New York contracts we require a minimum amount of $500 in each Sub-account you allocate Account Value to at the time of any allocation or transfer. Your transfer request must be In Writing. For New York contracts, a specific authorization form MUST be completed which authorizes us to accept transfers via phone or through means such as electronic mail.

Guaranteed Return Option (GRO)SM

This benefit is not available to residents of the State of New York.

ACCESS TO ACCOUNT VALUE

HOW AND WHEN DO I CHOOSE THE ANNUITY PAYMENT OPTION?

The Annuity Date must be the first or the fifteenth day of a calendar month.
However, for New York contracts, if the contract's accumulated value, at the time of annuitization, is less than $2,000, or would provide an income, the initial amount of which is less than $20 per month, in lieu of commencing the annuity payments, we reserve the right to cancel the Annuity and pay you the total of the Account Value.

For New York contracts the Annuity Date may not exceed the first day of the calendar month following the Annuitant's 90th birthday.

WHAT IS A MEDICALLY-RELATED SURRENDER AND HOW DO I QUALIFY?

This benefit is not available to residents of the State of New York.

DEATH BENEFIT

Under certain circumstances, your Death Benefit may be reduced by the amount of any Credits we applied to your Purchase Payments.

BASIC DEATH BENEFIT:

The basic Death Benefit is the greater of:

|X|  The sum of all Purchase Payments less the sum of all proportional withdrawals.

|X|  YOUR ACCOUNT VALUE.

OPTIONAL DEATH BENEFITS

The Enhanced Beneficiary Protection Death Benefit and the Guaranteed Minimum
Death Benefit described in the Prospectus are not offered to residents of the
State of New York. However, the Highest Anniversary Value Optional Death Benefit
described below is available to purchasers of the Annuity who are residents of the State of New York.

If the Annuity has one Owner, the Owner must be age 80 or less at the time the
Highest Anniversary Value Optional Death Benefit is purchased. If the Annuity has joint Owners, the oldest Owner must be age 80 or less. If the Annuity is owned by an entity, the Annuitant must be age 80 or less.

KEY TERMS USED WITH THE HIGHEST ANNIVERSARY VALUE DEATH BENEFIT

|X| The Death Benefit Target Date is the contract anniversary on or after the
80th birthday of the current Owner, the oldest of either joint Owner or the
Annuitant, if entity owned.

|X|  The Highest Anniversary Value equals the highest of all previous
     "Anniversary Values" on or before the earlier of the Owner's date of death and the "Death Benefit Target Date".

|X|  The Anniversary Value is the Account Value as each anniversary of the Issue
     Date plus the sum of all Purchase Payments on or after such anniversary less the sum of all "Proportional Reductions" since such anniversary. The
     Anniversary Value on the Issue Date is equal to your Purchase Payment.

|X|  A Proportional Reduction is a reduction to the value being measured caused by a withdrawal, equaling the percentage of the withdrawal as compared to the Account Value as of the date of the withdrawal. For example, if your
     Account Value is $10,000 and you withdraw $2,000 (a 20% reduction), we will reduce both your Anniversary Value and the amount determined by Purchase
     Payments increasing at the appropriate interest rate by 20%.

CALCULATION OF HIGHEST ANNIVERSARY VALUE DEATH BENEFIT

The Highest Anniversary Value Death Benefit depends on whether death occurs before or after the Death Benefit Target Date.

If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greatest of:

1.   the Account Value in the Sub-accounts as of the date we receive in writing
     "due proof of death"; and

2.   the "Highest Anniversary Value" on or immediately preceding the Owner's date of death.

The amount determined by this calculation is increased by any Purchase Payments received after the Owner's date of death and decreased by any Proportional
Reductions since such date.

If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:

1.   the Account Value as of the date we receive in writing "due proof of death"; and

2.   the Highest Anniversary Value on the Death Benefit Target Date plus the sum of all Purchase Payments less the sum of all Proportional Reductions since the Death Benefit Target Date.

CHARGES FOR HIGHEST ANNIVERSARY VALUE DEATH BENEFIT

If you purchase the Highest Anniversary Value Optional Death Benefit, an annual charge of 0.15% is deducted from your Annuity's Account Value. The charge will be based on the current Death Benefit under the Highest Anniversary Value
Optional Death Benefit as of the date the charge is deducted. The charge is deducted in addition to the Insurance Charge. The charge is deducted in arrears on each anniversary of the Issue Date of the Annuity or, if you terminate the
Optional Death Benefit or surrender your Annuity, on the date the termination or surrender is effective.

PLUS40(TM)OPTIONAL LIFE INSURANCE RIDER

This benefit was never available to residents of the State of New York.

TAX CONSIDERATIONS

HOW ARE DISTRIBUTIONS FROM TAX-QUALIFIED RETIREMENT PLANS TAXED?

Minimum Distributions after age 70 1/2: For New York contracts the Minimum
Distribution provision is only available for annuities issued under Section
403(b) of the IRS Code or for IRA's where Minimum Distributions are required.
Minimum Distributions are not available for any other contracts.

Modification: In addition to obtaining prior approval from the insurance department of our state of domicile before making such a combination, substitution, deletion or addition, we will also obtain prior approval from the
Superintendent of Insurance for New York.

MISSTATEMENT OF AGE OR SEX:

If there has been a misstatement of the age and/or sex of any person upon whose life annuity payments or the minimum death benefit are based, we make adjustments to conform to the facts. As to annuity payments: (a) any underpayments by us will be remedied on the next payment following correction;
(b) any overpayments by us will be charged against future amounts payable by us under your Annuity; and (c) as to any annuity payments, we shall credit or charge interest using our then current crediting rate for this purpose, which is not greater than 6% interest per year, calculated from the date of any underpayment or overpayment to the date actual payment is made.

APPENDIX F - DESCRIPTION AND CALCULATION OF THE ENHANCED BENEFICIARY PROTECTION
OPTIONAL DEATH BENEFIT AND THE GUARANTEED MINIMUM DEATH BENEFIT

If you purchased your Annuity before November 18, 2002 and were not a resident of the State of New York, the following optional death benefits were offered:

ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT

The Enhanced Beneficiary Protection Optional Death Benefit can provide additional amounts to your Beneficiary that may be used to offset federal and state taxes payable on any taxable gains in your Annuity at the time of your death. Whether this benefit is appropriate for you may depend on your particular circumstances, including other financial resources that may be available to your
Beneficiary to pay taxes on your Annuity should you die during the accumulation period. No benefit is payable if death occurs on or after the Annuity Date.

The Enhanced Beneficiary Protection Optional Death Benefit provides a benefit that is payable in addition to the basic Death Benefit. If the Annuity has one
Owner, the Owner must be age 75 or less at the time the benefit is purchased. If the Annuity has joint Owners, the oldest Owner must be age 75 or less. If the
Annuity is owned by an entity, the Annuitant must be age 75 or less.

Calculation of Enhanced Beneficiary Protection Optional Death Benefit If you
purchase the Enhanced Beneficiary Protection Optional Death Benefit, the Death
Benefit is calculated as follows:

1. the basic Death Benefit described above

PLUS

2. 50% of the "Death Benefit Amount" less Purchase Payments reduced by proportional withdrawals.

"Death Benefit Amount" includes your Account Value and any amounts added to your
Account Value under the basic Death Benefit when the Death Benefit is calculated. Under the basic Death Benefit, amounts are added to your Account
Value when the Account Value is less than Purchase Payments minus proportional withdrawals.

"Proportional withdrawals" are determined by calculating the percentage of your
Account Value that each prior withdrawal represented when withdrawn.

The amount calculated in Items 1 & 2 above may be reduced by any Credits under certain circumstances.

The Enhanced Beneficiary Protection Optional Death Benefit is subject to a maximum of 50% of all Purchase Payments applied to the Annuity at least 12 months prior to the death of the decedent that triggers the payment of the Death
Benefit.

Please refer to the section entitled "Tax Considerations" for a discussion of special tax considerations for purchasers of this benefit.

NOTE: You may not elect the Enhanced Beneficiary Protection Optional Death
Benefit if you have elected any other Optional Death Benefit.

GUARANTEED MINIMUM DEATH BENEFIT

If the Annuity has one Owner, the Owner must be age 80 or less at the time the optional Death Benefit is purchased. If the Annuity has joint Owners, the oldest
Owner must be age 80 or less. If the Annuity is owned by an entity, the
Annuitant must be age 80 or less.

KEY TERMS USED WITH THE GUARANTEED MINIMUM DEATH BENEFIT

|X|  The Death Benefit Target Date is the contract anniversary on or after the
     80th birthday of the current Owner, the oldest of either joint Owner or the
     Annuitant, if entity owned.

|X|  The Highest Anniversary Value equals the highest of all previous
     "Anniversary Values" on or before the earlier of the Owner's date of death and the "Death Benefit Target Date".

|X|  The Anniversary Value is the Account Value as of each anniversary of the
     Issue Date plus the sum of all Purchase Payments on or after such anniversary less the sum of all "Proportional Reductions" since such anniversary.

|X|  A Proportional Reduction is a reduction to the value being measured caused by a withdrawal, equaling the percentage of the withdrawal as compared to the Account Value as of the date of the withdrawal. For example, if your
     Account Value is $10,000 and you withdraw $2,000 (a 20% reduction), we will reduce both your Anniversary Value and the amount determined by Purchase
     Payments increasing at the appropriate interest rate by 20%.

CALCULATION OF GUARANTEED MINIMUM DEATH BENEFIT

The Guaranteed Minimum Death Benefit depends on whether death occurs before or after the Death Benefit Target Date.

If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greatest of:

1.   the Account Value in the Sub-accounts plus the Interim Value of any Fixed
     Allocations (no MVA) as of the date we receive in writing "due proof of death"; and

2.   the sum of all Purchase Payments minus the sum of all Proportional
     Reductions, each increasing daily until the Owner's date of death at a rate of 5.0%, subject to a limit of 200% of the difference between the sum of all Purchase Payments and the sum of all withdrawals as of the Owner's date of death; and

3.   the "Highest Anniversary Value" on or immediately preceding the Owner's date of death.

The amount determined by this calculation is increased by any Purchase Payments received after the Owner's date of death and decreased by any Proportional
Reductions since such date. The amount calculated in Items 1 & 3 above may be reduced by any Credits under certain circumstances.

If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:

1.   the Account Value as of the date we receive in writing "due proof of death"
     (an MVA may be applicable to amounts in any Fixed Allocations); and

2.   the greater of Item 2 & 3 above on the Death Benefit Target Date plus the sum of all Purchase Payments less the sum of all Proportional Reductions since the Death Benefit Target Date.

The amount calculated in Item 1 above may be reduced by any Credits under certain circumstances.

Annuities with joint Owners

For Annuities with Joint Owners, the Death Benefit is calculated as shown above except that the age of the oldest of the Joint Owners is used to determine the
Death Benefit Target Date. NOTE: If you and your spouse own the Annuity jointly, we will pay the Death Benefit to the Beneficiary. If the sole primary
Beneficiary is the surviving spouse, then the surviving spouse can elect to assume ownership of the Annuity and continue the contract instead of receiving the Death Benefit.

Annuities owned by entities

For Annuities owned by an entity, the Death Benefit is calculated as shown above except that the age of the Annuitant is used to determine the Death Benefit
Target Date. Payment of the Death Benefit is based on the death of the Annuitant
(or Contingent Annuitant, if applicable).

Can I terminate the optional Death Benefits? Do the optional Death Benefits terminate under other circumstances?

You can terminate the Enhanced Beneficiary Protection Optional Death Benefit and
the Guaranteed Minimum Death Benefit at any time. Upon termination, you will be required to pay a pro-rata portion of the annual charge for the benefit. Both optional Death Benefits will terminate automatically on the Annuity Date. We may also terminate any optional Death Benefit if necessary to comply with our interpretation of the Code and applicable regulations.

What are the charges for the optional Death Benefits?

We deduct a charge from your Account Value if you elect to purchase either optional Death Benefit. The Enhanced Beneficiary Protection Death Benefit costs
0.25% of Account Value. The Guaranteed Minimum Death Benefit costs 0.30% of the current Death Benefit. The charges for these death benefits are deducted in arrears each Annuity Year. No charge applies after the Annuity Date.

We deduct the charge:

1.   on each anniversary of the Issue Date;

2.   when Account Value is transferred to our general account prior to the
     Annuity Date;

3.   if you surrender your Annuity; and

4.   if you choose to terminate the benefit (Enhanced Beneficiary Protection
     Optional Death Benefit only)

If you surrender the Annuity, elect to begin receiving annuity payments or terminate the benefit on a date other than an anniversary of the Issue Date, the charge will be prorated. During the first year after the Issue Date, the charge will be prorated from the Issue Date. In all subsequent years, it would be prorated from the last anniversary of the Issue Date.

We first deduct the amount of the charge pro-rata from the Account Value in the variable investment options. We only deduct the charge pro-rata from the Fixed
Allocations to the extent there is insufficient Account Value in the variable investment options to pay the charge. If your Annuity's Account Value is insufficient to pay the charge, we may deduct your remaining Account Value and terminate your Annuity. We will notify you if your Account Value is insufficient to pay the charge and allow you to submit an additional Purchase Payment to continue your Annuity.

Please refer to the section entitled "Tax Considerations" for additional considerations in relation to the optional Death Benefit.

ADDITIONAL CALCULATIONS

EXAMPLES OF ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT CALCULATION

The following are examples of how the Enhanced Beneficiary Protection Optional
Death Benefit is calculated. Each example assumes that a $50,000 initial
Purchase Payment is made and that no withdrawals are made prior to the Owner's death. Each example assumes that there is one Owner who is age 50 on the Issue
Date and that all Account Value is maintained in the variable investment options.

NOTE: The examples below do not include Credits which may be recovered by
American Skandia under certain circumstances.

Example with market increase

Assume that the Owner's Account Value has been increasing due to positive market performance. On the date we receive due proof of death, the Account Value is
$75,000. The basic Death Benefit is calculated as Purchase Payments minus proportional withdrawals, or Account Value, less the amount of any Credits applied within 12-months prior to the date of death, which ever is greater.
Therefore, the basic Death Benefit is equal to $75,000. The Enhanced Beneficiary
Protection Optional Death Benefit is equal to the amount payable under the basic
Death Benefit ($75,000) PLUS 50% of the "Death Benefit Amount" less Purchase
Payments reduced by proportional withdrawals.

Purchase Payments =      $50,000
Account Value =          $75,000
Basic Death Benefit =    $75,000
Death Benefit Amount =   $75,000 - $50,000 = $25,000

Amount Payable Under Enhanced Beneficiary Protection Optional Death Benefit =
$75,000 + $12,500 = $87,500

Examples with market decline

Assume that the Owner's Account Value has been decreasing due to declines in market performance. On the date we receive due proof of death, the Account Value is $45,000. The basic Death Benefit is calculated as Purchase Payments minus proportional withdrawals, or Account Value less the amount of any Credits applied within 12-months prior to the date of death, which ever is greater.
Therefore, the basic Death Benefit is equal to $50,000. The Enhanced Beneficiary
Protection Optional Death Benefit is equal to the amount payable under the basic
Death Benefit ($50,000) PLUS 50% of the "Death Benefit Amount" less Purchase
Payments reduced by proportional withdrawals.

Purchase Payments =      $50,000
Account Value =          $40,000
Basic Death Benefit =    $50,000
Death Benefit Amount =   $50,000 - $50,000 = $0

Amount Payable Under Enhanced Beneficiary Protection Optional Death Benefit =
$50,000 + $0 = $50,000

In this example you would receive no additional benefit from purchasing the
Enhanced Beneficiary Protection Optional Death Benefit.

EXAMPLES OF GUARANTEED MINIMUM DEATH BENEFIT CALCULATION

The following are examples of how the Guaranteed Minimum Death Benefit is calculated. Each example assumes that a $50,000 initial Purchase Payment is made and that no withdrawals are made prior to the Owner's death. Each example assumes that there is one Owner who is age 50 on the Issue Date and that all
Account Value is maintained in the variable investment options.

NOTE: The examples below do not include Credits which may be recovered by
American Skandia under certain circumstances.

Example of market increase

Assume that the Owner's Account Value has generally been increasing due to positive market performance. On the date we receive due proof of death, the
Account Value is $90,000. The Highest Anniversary Value at the end of any
previous period is $72,000. The Death Benefit would be the Account Value
($90,000) because it is greater than the Highest Anniversary Value ($72,000) or the sum of prior Purchase Payments increased by 5.0% annually ($73,872.77).

Example of market decrease

Assume that the Owner's Account Value generally increased until the fifth anniversary but generally has been decreasing since the fifth contract anniversary. On the date we receive due proof of death, the Account Value is
$48,000. The Highest Anniversary Value at the end of any previous period is
$54,000. The Death Benefit would be the sum of prior Purchase Payments increased by 5.0% annually ($73,872.77) because it is greater than the Highest Anniversary
Value ($54,000) or the Account Value ($48,000).

Example of market increase followed by decrease

Assume that the Owner's Account Value increased significantly during the first six years following the Issue Date. On the sixth anniversary date the Account
Value is $90,000. During the seventh Annuity Year, the Account Value increases to as high as $100,000 but then subsequently falls to $80,000 on the date we receive due proof of death. The Death Benefit would be the Highest Anniversary
Value at the end of any previous period ($90,000), which occurred on the sixth anniversary, although the Account Value was higher during the subsequent period.
The Account Value on the date we receive due proof of death ($80,000) is lower, as is the sum of all prior Purchase Payments increased by 5.0% annually
($73,872.77).

PLEASE SEND ME A STATEMENT OF ADDITIONAL INFORMATION THAT CONTAINS FURTHER
DETAILS ABOUT THE AMERICAN SKANDIA ANNUITY DESCRIBED IN PROSPECTUS ASXT II
FOUR-PROS (05/2003).

                                (print your name)

                                    (address)

                              (city/state/zip code)

                     THIS PAGE IS INTENTIONALLY LEFT BLANK.

Variable Annuity Issued by:                   Variable Annuity Distributed by:

AMERICAN SKANDIA LIFE                                       AMERICAN SKANDIA
ASSURANCE CORPORATION                                MARKETING, INCORPORATED
One Corporate Drive                                      One Corporate Drive
Shelton, Connecticut 06484                        Shelton, Connecticut 06484
Telephone: 1-800-766-4530                            Telephone: 203-926-1888
http://www.americanskandia.com                http://www.americanskandia.com

                               MAILING ADDRESSES:

                      AMERICAN SKANDIA - VARIABLE ANNUITIES
                                  P.O. Box 7040
                            Bridgeport, CT 06601-7040

                                  EXPRESS MAIL:
                      AMERICAN SKANDIA - VARIABLE ANNUITIES

                               One Corporate Drive
                                Shelton, CT 06484

                                      NOTES

                                      NOTES

                                      NOTES

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                 One Corporate Drive, Shelton, Connecticut 06484

This Prospectus describes American Skandia XTra CreditSM FOUR Premier, a flexible premium deferred annuity (the "Annuity") offered by American Skandia
Life Assurance Corporation ("American Skandia", "we", "our" or "us"). The
Annuity may be offered as an individual annuity contract or as an interest in a group annuity. This Prospectus describes the important features of the Annuity and what you should consider before purchasing the Annuity. We have also filed a
Statement of Additional Information that is available from us, without charge, upon your request. The contents of the Statement of Additional Information are described on page 65. The Annuity or certain of its investment options and/or features may not be available in all states. Various rights and benefits may differ between states to meet applicable laws and/or regulations. Certain terms are capitalized in this Prospectus. Those terms are either defined in the
Glossary of Terms or in the context of the particular section.

American Skandia offers several different annuities which your investment professional may be authorized to offer to you. Each annuity has different features and benefits that may be appropriate for you based on your financial situation, your age and how you intend to use the annuity. The different features and benefits include variations in death benefit protection, the ability to access your annuity's account value and the charges that you will be subject to if you choose to surrender the annuity. The fees and charges may also be different between each annuity.

If you are purchasing the Annuity as a replacement for existing variable annuity or variable life coverage, you should consider any surrender or penalty charges you may incur when replacing your existing coverage and that this Annuity may be subject to a contingent deferred sales charge if you elect to surrender the
Annuity or take a partial withdrawal. You should consider your need to access the Annuity's Account Value and whether the annuity's liquidity features will satisfy that need.

WHY WOULD I CHOOSE TO PURCHASE THIS ANNUITY?

This Annuity is frequently used for retirement planning because it allows you to accumulate retirement savings and also offers annuity payment options when you are ready to begin receiving income. The Annuity also offers one or more death benefits that can protect your retirement savings if you die during a period of declining markets. It may be used as an investment vehicle for "qualified"
investments, including an IRA, SEP-IRA, Roth IRA or Tax Sheltered Annuity (or
403(b)). It may also be used as an investment vehicle for "non-qualified"
investments. The Annuity allows you to invest your money in a number of variable investment options as well as in one or more fixed investment options.

When an Annuity is purchased as a "non-qualified" investment, you generally are not taxed on any investment gains the Annuity earns until you make a withdrawal or begin to receive annuity payments. This feature, referred to as
"tax-deferral", can be beneficial to the growth of your Account Value because money that would otherwise be needed to pay taxes on investment gains each year remains invested and can earn additional money. However, because the Annuity is designed for long-term retirement savings, a 10% penalty tax may be applied on withdrawals you make before you reach age 59 1/2. Annuities purchased as a non-qualified investment are not subject to the maximum contribution limits that may apply to a qualified investment, and are not subject to required minimum distributions after age 701/2.

When an Annuity is purchased as a "qualified" investment, you should consider that the Annuity does not provide any tax advantages in addition to the preferential treatment already available through your retirement plan under the
Internal Revenue Code. An Annuity may offer features and benefits in addition to providing tax deferral that other investment vehicles may not offer, including death benefit protection for your beneficiaries, lifetime income options, and the ability to make transfers between numerous variable investment options offered under the Annuity. You should consult with your investment professional as to whether the overall benefits and costs of the Annuity are appropriate considering your overall financial plan.

These annuities are NOT deposits or obligations of, or issued, guaranteed or endorsed by, any bank, are NOT insured or guaranteed by the U.S. government, the
Federal Deposit Insurance Corporation (FDIC), the Federal Reserve Board or any
other agency. An investment in this annuity involves investment risks, including possible loss of value.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. PLEASE
READ THIS PROSPECTUS AND THE CURRENT PROSPECTUS FOR THE UNDERLYING MUTUAL FUNDS.
KEEP THEM FOR FUTURE REFERENCE.

FOR FURTHER INFORMATION CALL 1-800-766-4530

Prospectus Dated: May 1, 2003                Statement of Additional Information
FUSI ASXT II Four -PROS- (05/2003)                            Dated: May 1, 2003
                                                           FUSI ASXT II FourPROS

PLEASE SEE OUR PRIVACY POLICY ATTACHED TO THE BACK COVER OF THIS PROSPECTUS.

If you purchase this Annuity, we apply an additional amount (an XTra CreditSM)
to your account value with each purchase payment you make, including your initial purchase payment and any additional purchase payments.

This Annuity features the same Insurance Charge as many of American Skandia's other variable annuities. However, if you make a withdrawal that exceeds the free withdrawal amount or choose to surrender your Annuity, the contingent deferred sales charge (CDSC) on this Annuity is higher and is deducted for a longer period of time as compared to our other variable annuities. As with any annuity that features a CDSC, you should consider your need to access your account value during the CDSC period and whether the liquidity provision under the Annuity will satisfy that need. The CDSC is only deducted if you make a withdrawal that exceeds the free withdrawal amount or choose to surrender your
Annuity. If you make a withdrawal or surrender your Annuity which is subject to a CDSC, we do not recover the XTra CreditSM amount.

The XTra CreditSM amount is included in your account value. However, American
Skandia may take back the original XTra CreditSM amount applied to your purchase payment if you die, or elect to withdraw all or a portion of your account value under the medically-related surrender provision, within 12 months of having received an XTra CreditSM amount. In either situation, the value of the XTra
CreditSM amount could be substantially reduced. However, any investment gain on the XTra CreditSM amount will not be taken back. Additional conditions and restrictions apply. We do not deduct a CDSC in any situation where we take back the XTra CreditSM amount.

We offer other annuities where we apply an XTra CreditSM to your annuity with each purchase payment you make. The XTra CreditSM amount we apply to purchase payments on those annuities is initially higher than on this Annuity but reduces over time and only applies during the first six annuity years. The total asset-based charges on those annuities are higher during the first 10 years but are lower than this Annuity after the 10th year. The CDSC is also higher and is deducted for a longer period of time than on this Annuity; however the CDSC on those annuities applies from the issue date of the annuity, not separately to each purchase payment.

WHAT ARE SOME OF THE KEY FEATURES OF THIS ANNUITY?

[X]  This Annuity is a "flexible premium deferred annuity." It is called
     "flexible premium" because you have considerable flexibility in the timing and amount of premium payments. Generally, investors "defer" receiving annuity payments until after an accumulation period.

[X]  This Annuity offers both variable and fixed investment options. If you allocate your Account Value to variable investment options, the value of your Annuity will vary daily to reflect the investment performance of the underlying investment options. Fixed investment options of different durations are offered that are guaranteed by us, but may have a Market
     Value Adjustment if you withdraw or transfer your Account Value before the
     Maturity Date.

[X]  The Annuity features two distinct phases - the accumulation period and the payout period. During the accumulation period your Account Value is allocated to one or more investment options. The variable investment options, each a Sub-account of American Skandia Life Assurance Corporation
     Variable Account B, invest in an underlying mutual fund portfolio.
     Currently, portfolios of the following underlying mutual funds are being offered: American Skandia Trust, Montgomery Variable Series, Wells Fargo
     Variable Trust, INVESCO Variable Investment Funds, Inc., Evergreen Variable
     Annuity Trust, ProFunds VP, First Defined Portfolio Fund LLC and The
     Prudential Series Fund, Inc.

[X]  During the payout period, commonly called "annuitization," you can elect to receive annuity payments (1) for life; (2) for life with a guaranteed minimum number of payments; (3) based on joint lives; or (4) for a guaranteed number of payments. We currently make annuity payments available on a fixed or variable basis.

[X]  This Annuity offers a Credit which we add to your Annuity with each
     Purchase Payment we receive.

[X]  This Annuity offers a basic Death Benefit.

[X]  You are allowed to withdraw a limited amount of money from your Annuity on an annual basis without any charges. Other product features allow you to access your Account Value as necessary, although a charge may apply.

[X]  Transfers between investment options are tax-free. Currently, you may make twenty transfers each year free of charge. We also offer several programs that enable you to manage your Account Value as your financial needs and investment performance change.

HOW DO I PURCHASE THIS ANNUITY?

We sell the Annuity through licensed, registered investment professionals. You must complete an application and submit a minimum initial purchase payment of
$1,000. We may allow you to make a lower initial purchase payment provided you establish a bank drafting program under which purchase payments received in the first Annuity Year total at least $1,000. If the Annuity is owned by an individual or individuals, the oldest of those persons must be age 80 or under.
If the Annuity is owned by an entity, the annuitant must be age 80 or under.

ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT

DO YOU OFFER PROGRAMS DESIGNED TO GUARANTEE A "RETURN OF PREMIUM"

CAN I MAKE PERIODIC WITHDRAWALS FROM THE ANNUITY DURING THE
 ACCUMULATION PERIOD?.........................................................43
DO YOU OFFER A PROGRAM FOR WITHDRAWALS UNDER SECTION 72(T) OF THE

WHAT HAPPENS TO MY UNITS WHEN THERE IS A CHANGE IN DAILY ASSET-BASED

WHAT TAX CONSIDERATIONS ARE THERE FOR TAX-QUALIFIED RETIREMENT PLANS
 OR QUALIFIED

AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF AMERICAN SKANDIA LIFE
 ASSURANCE CORPORATION........................................................11

APPENDIX B - CONDENSED FINANCIAL INFORMATION ABOUT SEPARATE ACCOUNT B..........1

APPENDIX C - CALCULATION OF OPTIONAL DEATH BENEFITS............................1

APPENDIX D - PLUS40(TM)OPTIONAL LIFE INSURANCE RIDER...........................1

GLOSSARY OF TERMS

Many terms used within this Prospectus are described within the text where they appear. The description of those terms are not repeated in this Glossary of
Terms.

Account Value: The value of each allocation to a Sub-account or a Fixed
Allocation prior to the Annuity Date, plus any earnings, and/or less any losses, distributions and charges. The Account Value is calculated before we assess any applicable Contingent Deferred Sales Charge ("CDSC") and/or any Annual
Maintenance Fee. The Account Value includes any Credits we applied to your
Purchase Payments that we are entitled to recover under certain circumstances.
The Account Value is determined separately for each Sub-account and for each
Fixed Allocation, and then totaled to determine the Account Value for your entire Annuity. The Account Value of each Fixed Allocation on other than its
Maturity Date may be calculated using a market value adjustment.

Annuitization: The application of Account Value to one of the available annuity options for the Annuitant to begin receiving periodic payments for life, for a guaranteed minimum number of payments or for life with a guaranteed minimum number of payments.

Annuity Date: The date you choose for annuity payments to commence. A maximum
Annuity Date may apply.

Annuity Year: A 12-month period commencing on the Issue Date of the Annuity and each successive 12-month period thereafter.

Code: The Internal Revenue Code of 1986, as amended from time to time.

Fixed Allocation: An allocation of Account Value that is to be credited a fixed rate of interest for a specified Guarantee Period during the accumulation period.

Guarantee Period: A period of time during the accumulation period where we credit a fixed rate of interest on a Fixed Allocation.

Interim Value: The value of a Fixed Allocation on any date other than the
Maturity Date. The Interim Value is equal to the initial value allocated to the
Fixed Allocation plus all interest credited to the Fixed Allocation as of the date calculated, less any transfers or withdrawals from the Fixed Allocation.

Issue Date: The effective date of your Annuity.

MVA: A market value adjustment used in the determination of Account Value of each Fixed Allocation on any day other than the Maturity Date of such Fixed
Allocation.

Owner: With an Annuity issued as an individual annuity contract, the Owner is either an eligible entity or person named as having ownership rights in relation to the Annuity. With an Annuity issued as a certificate under a group annuity contract, the "Owner" refers to the person or entity who has the rights and benefits designated as to the "Participant" in the certificate.

Surrender Value: The value of your Annuity available upon surrender prior to the
Annuity Date. It equals the Account Value as of the date we price the surrender minus any applicable CDSC, Annual Maintenance Fee, Tax Charge, the charge for any optional benefits.

Unit: A measure used to calculate your Account Value in a Sub-account during the accumulation period.

Valuation Day: Every day the New York Stock Exchange is open for trading or any other day the Securities and Exchange Commission requires mutual funds or unit investment trusts to be valued.

SUMMARY OF CONTRACT FEES AND CHARGES

Below is a summary of the fees and charges for the Annuity. Some fees and charges are assessed against your Annuity while others are assessed against assets allocated to the variable investment options. The fees and charges that are assessed against the Annuity include the Contingent Deferred Sales Charge,
Transfer Fee and Annual Maintenance Fee. The charges that are assessed against the variable investment options are the Insurance Charge, which is the combination of a mortality and expense risk charge, a charge for administration of the Annuity, and any charge for the Guaranteed Return Option if elected. Each underlying mutual fund portfolio assesses a charge for investment management, other expenses and with some mutual funds, a 12b-1 charge. The prospectus for each underlying mutual fund provides more detailed information about the expenses for the underlying mutual funds. Tax charges may vary by state and in certain states a premium tax charge may be applicable. All of these fees and charges are described in more detail within this Prospectus.

The following table provides a summary of the fees and charges you will incur if you surrender the Annuity or transfer Account Value among investment options.
These fees and charges are described in more detail within this Prospectus.

YOUR TRANSACTION FEES AND CHARGES
(assessed against the Annuity)

--------------------------------------------------------------------------------
FEE/CHARGE                                                      Amount Deducted
--------------------------------------------------------------------------------
Contingent  Deferred Sales                                                  8.5%
Charge*

The charge is a percentage of each applicable Purchase Payment deducted upon surrender or withdrawal. The period is measured from the date each Purchase
Payment is allocated.

TRANSFER FEE $10.00

(Deducted after the 20th transfer each Annuity Year)

*    The following are the Contingent Deferred Sales Charges (as a percentage of each applicable Purchase Payment) upon surrender or withdrawal.

------ ------- ------- ------- ------- ------- ------- ------- ---------
Yr. 1   Yr. 2   Yr. 3   Yr. 4   Yr. 5   Yr. 6   Yr. 7   Yr. 8    Yr. 9+
------ ------- ------- ------- ------- ------- ------- ------- ---------

------ ------- ------- ------- ------- ------- ------- ------- ---------
  8.5%    8.5%    8.5%    8.5%    7.0%    6.0%    5.0%    4.0%      0.0%
------ ------- ------- ------- ------- ------- ------- ------- ---------

The following table provides a summary of the periodic fees and charges you will incur while you own the Annuity, excluding the underlying mutual fund Portfolio annual expenses. These fees and charges are described in more detail within this
Prospectus.

YOUR PERIODIC FEES AND CHARGES

ANNUAL FEES/CHARGES ASSESSED AGAINT THE ANNUITY

-------------------------------------- -----------------------------------------
FEE/CHARGE                                                      Amount Deducted
-------------------------------------- -----------------------------------------
Annual Maintenance Fee                     Smaller of $35 or 2% of Account Value

(Assessed annually on the Annuity's anniversary date or upon surrender)

ANNUAL FEES/CHARGES OF THE SUB-ACCOUNTS*
(as a percentage of the average daily net assets of the Sub-accounts)

-------------------------------------- -----------------------------------------
FEE/CHARGE                                                      Amount Deducted
-------------------------------------- -----------------------------------------
Mortality & Expense Risk Charge                                            1.25%
Administration Charge                                                      0.15%
-------------------------------------- -----------------------------------------
Total Annual Charges of the               1.40% per year of the value of each
     Sub-accounts**                                      Sub-account
-------------------------------------- -----------------------------------------

*    These charges are deducted daily and apply to Variable Investment Options only.

**   The combination of the Mortality and Expense Risk Charges and
     Administration Charge is referred to as the "Insurance Charge" elsewhere in this Prospectus.

The following table provides a summary of the fees and charges you will incur if you elect the following optional benefit. These fees and charges are described in more detail within this Prospectus.

YOUR OPTIONAL BENEFIT FEES AND CHARGES

Optional Benefit                                       Optional Benefit Fee/  Total Annual Charge*
Charge
- ------------------------------------------------------------------------------------------ ---------------------- ----------------
GUARANTEED RETURN OPTION                                                                                                       1.65%
We offer a program  that  guarantees  a "return  of  premium"  at a future  date,  while         0.25% of average
allowing you to allocate all or a portion of your Account Value to the  Sub-accounts  of        daily net assets of
your choice.                                                                                     the Sub-accounts
- ------------------------------------------------------------------------------------------ ---------------------- ----------------

Please refer to the section of the Prospectus that describes each optional benefit for a complete description of the benefit, including any restrictions or limitations that may apply.

*    The Total Annual Charge includes the Insurance Charge assessed against the
     Annuity.

The following table provides the range (minimum and maximum) of the total annual expenses for the underlying mutual funds ("Portfolios") as of December 31, 2002.
Each figure is stated as a percentage of the underlying Portfolio's average daily net assets.

--------------------------------------------------------------------------------
Total Annual Portfolio Operating Expenses
--------------------------------------------------------------------------------
                                                         Minimum        Maximum
- ---------------------------------------------------- ------------ ------------
Total Portfolio Operating Expense                           0.14% *        3.14%
- ---------------------------------------------------- ------------ ------------

*    The minimum total annual portfolio operating expenses are those of a
     Portfolio that may invest in mutual funds, which also charge their own operating expenses. Thus, the total annual portfolio operating expenses may be higher than indicated.

The following are the investment management fees, other expenses, 12b-1 fees (if applicable), and the total annual expenses for each underlying mutual fund
("Portfolio") as of December 31, 2002, except as noted. Each figure is stated as a percentage of the underlying Portfolio's average daily net assets. For certain of the underlying Portfolios, a portion of the management fee is being waived and/or other expenses are being partially reimbursed. "N/A" indicates that no portion of the management fee and/or other expenses is being waived and/or reimbursed. The "Net Annual Portfolio Operating Expenses" reflect the combination of the underlying Portfolio's investment management fee, other expenses and any 12b-1 fees, net of any fee waivers and expense reimbursements.
The following expenses are deducted by the underlying Portfolio before it provides American Skandia with the daily net asset value. Any footnotes about expenses appear after the list of all the Portfolios. The underlying Portfolio information was provided by the underlying mutual funds and has not been independently verified by us. See the prospectuses or statements of additional information of the underlying Portfolios for further details. The current prospectus and statement of additional information for the underlying Portfolios can be obtained by calling 1-800-766-4530.

UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES
(as a percentage of the average net assets of the underlying Portfolios)

                                                                                        Total Annual                   Net Annual
                                                                                         Portfolio     Fee Waivers     Portfolio
                                                  Management    Other                    Operating     and Expense     Operating
 UNDERLYING PORTFOLIO                               Fees       Expenses     12b-1 Fees    Expenses     Reimbursement    Expenses
-----------------------------------------------------------------------------------------------------------------------------------
American Skandia Trust: 1
AST Strong International Equity                     0.88%        0.21%         0.12%        1.21%         0.00%           1.21%
AST William Blair International Growth              1.00%        0.23%         0.10%        1.33%         0.10%           1.23%
AST American Century International Growth           1.00%        0.25%         0.00%        1.25%         0.00%           1.25%
AST DeAM International Equity                       1.00%        0.44%         0.00%        1.44%         0.15%           1.29%
AST MFS Global Equity                               1.00%        0.41%         0.00%        1.41%         0.00%           1.41%
AST PBHG Small-Cap Growth                           0.90%        0.22%         0.11%        1.23%         0.00%           1.23%
AST DeAM Small-Cap Growth                           0.95%        0.20%         0.00%        1.15%         0.15%           1.00%
AST Federated Aggressive Growth                     0.95%        0.43%         0.00%        1.38%         0.03%           1.35%
AST Goldman Sachs Small-Cap Value                   0.95%        0.21%         0.11%        1.27%         0.00%           1.27%
AST Gabelli Small-Cap Value                         0.90%        0.19%         0.01%        1.10%         0.00%           1.10%
AST DeAM Small-Cap Value                            0.95%        0.53%         0.00%        1.48%         0.33%           1.15%
AST Goldman Sachs Mid-Cap Growth                    1.00%        0.26%         0.07%        1.33%         0.10%           1.23%
AST Neuberger Berman Mid-Cap Growth                 0.90%        0.20%         0.06%        1.16%         0.00%           1.16%
AST Neuberger Berman Mid-Cap Value                  0.90%        0.17%         0.09%        1.16%         0.00%           1.16%
AST Alger All-Cap Growth                            0.95%        0.19%         0.15%        1.29%         0.00%           1.29%
AST Gabelli All-Cap Value                           0.95%        0.24%         0.00%        1.19%         0.00%           1.19%
AST T. Rowe Price Natural Resources                 0.90%        0.23%         0.03%        1.16%         0.00%           1.16%
AST Alliance Growth                                 0.90%        0.20%         0.03%        1.13%         0.00%           1.13%
AST MFS Growth                                      0.90%        0.18%         0.10%        1.18%         0.00%           1.18%
AST Marsico Capital Growth                          0.90%        0.16%         0.04%        1.10%         0.01%           1.09%
AST Goldman Sachs Concentrated Growth               0.90%        0.15%         0.04%        1.09%         0.06%           1.03%
AST DeAM Large-Cap Growth                           0.85%        0.23%         0.00%        1.08%         0.10%           0.98%
AST DeAM Large-Cap Value                            0.85%        0.24%         0.04%        1.13%         0.10%           1.03%
AST Alliance/Bernstein Growth + Value               0.90%        0.23%         0.00%        1.13%         0.00%           1.13%
AST Sanford Bernstein Core Value                    0.75%        0.25%         0.00%        1.00%         0.00%           1.00%
AST Cohen & Steers Realty                           1.00%        0.23%         0.03%        1.26%         0.00%           1.26%
AST Sanford Bernstein Managed Index 500             0.60%        0.16%         0.08%        0.84%         0.00%           0.84%
AST American Century Income & Growth                0.75%        0.23%         0.00%        0.98%         0.00%           0.98%
AST Alliance Growth and Income                      0.75%        0.15%         0.08%        0.98%         0.02%           0.96%
AST MFS Growth with Income                          0.90%        0.28%         0.01%        1.19%         0.00%           1.19%
AST INVESCO Capital Income                          0.75%        0.17%         0.03%        0.95%         0.00%           0.95%
AST DeAM Global Allocation                          0.10%        0.04%         0.00%        0.14%         0.00%           0.14%
AST American Century Strategic Balanced             0.85%        0.25%         0.00%        1.10%         0.00%           1.10%
AST T. Rowe Price Asset Allocation                  0.85%        0.26%         0.00%        1.11%         0.00%           1.11%
AST T. Rowe Price Global Bond                       0.80%        0.26%         0.00%        1.06%         0.00%           1.06%
AST Federated High Yield                            0.75%        0.19%         0.00%        0.94%         0.00%           0.94%
AST Lord Abbett Bond-Debenture                      0.80%        0.24%         0.00%        1.04%         0.00%           1.04%
AST DeAM Bond                                       0.85%        0.23%         0.00%        1.08%         0.15%           0.93%
AST PIMCO Total Return Bond                         0.65%        0.15%         0.00%        0.80%         0.02%           0.78%
AST PIMCO Limited Maturity Bond                     0.65%        0.18%         0.00%        0.83%         0.00%           0.83%
AST Money Market                                    0.50%        0.13%         0.00%        0.63%         0.05%           0.58%
Montgomery Variable Series:
Emerging Markets                                    1.25%        0.43%         0.00%        1.68%         0.00%           1.68%
Wells Fargo Variable Trust:
Equity Income                                       0.55%        0.30%         0.25%        1.10%         0.10%           1.00%

UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES
(as a percentage of the average net assets of the underlying Portfolios)

                                                                                        Total Annual                   Net Annual
                                                                                         Portfolio     Fee Waivers     Portfolio
                                                  Management    Other                    Operating     and Expense     Operating
 UNDERLYING PORTFOLIO                               Fees       Expenses     12b-1 Fees    Expenses     Reimbursement    Expenses
-----------------------------------------------------------------------------------------------------------------------------------
INVESCO Variable Investment Funds, Inc.:
Dynamics                                             0.75%       0.37%         0.00%         1.12%         0.00%          1.12%
Technology                                           0.75%       0.36%         0.00%         1.11%         0.00%          1.11%
Health Sciences                                      0.75%       0.32%         0.00%         1.07%         0.00%          1.07%
Financial Services                                   0.75%       0.34%         0.00%         1.09%         0.00%          1.09%
Telecommunications                                   0.75%       0.47%         0.00%         1.22%         0.00%          1.22%
Evergreen Variable Annuity Trust:
Global Leaders                                       0.87%       0.31%         0.00%         1.18%         0.18%          1.00%
Special Equity                                       0.92%       0.26%         0.00%         1.18%         0.15%          1.03%
Omega                                                0.52%       0.18%         0.00%         0.70%         0.00%          0.70%
Evergreen Variable Annuity Trust:
International Growth                                 0.66%       0.73%         0.00%         1.39%         0.39%          1.00%
Global Leaders                                       0.87%       0.31%         0.00%         1.18%         0.18%          1.00%
Special Equity                                       0.92%       0.26%         0.00%         1.18%         0.15%          1.03%
Omega                                                0.52%       0.18%         0.00%         0.70%         0.00%          0.70%
Capital Growth                                       0.80%       0.22%         0.00%         1.02%         0.00%          1.02%
Blue Chip                                            0.61%       0.61%         0.00%         1.22%         0.24%          0.98%
Equity Index                                         0.32%       0.35%         0.00%         0.67%         0.37%          0.30%
Foundation                                           0.75%       0.16%         0.00%         0.91%         0.00%          0.91%
ProFund VP:
Europe 30                                            0.75%       1.03%         0.25%         2.03%         0.05%          1.98%
Asia 30                                              0.75%       1.03%         0.25%         2.03%         0.05%          1.98%
Japan                                                0.75%       1.06%         0.25%         2.06%         0.08%          1.98%
Banks                                                0.75%       1.11%         0.25%         2.11%         0.13%          1.98%
Basic Materials                                      0.75%       1.21%         0.25%         2.21%         0.23%          1.98%
Biotechnology                                        0.75%       1.16%         0.25%         2.16%         0.18%          1.98%
Consumer Cyclical                                    0.75%       1.65%         0.25%         2.65%         0.67%          1.98%
Consumer Non-Cyclical                                0.75%       1.10%         0.25%         2.10%         0.12%          1.98%
Energy                                               0.75%       1.16%         0.25%         2.16%         0.18%          1.98%
Financial                                            0.75%       1.14%         0.25%         2.14%         0.16%          1.98%
Healthcare                                           0.75%       1.14%         0.25%         2.14%         0.16%          1.98%
Industrial                                           0.75%       1.65%         0.25%         2.65%         0.67%          1.98%
Internet                                             0.75%       1.04%         0.25%         2.04%         0.06%          1.98%
Pharmaceuticals                                      0.75%       1.12%         0.25%         2.12%         0.14%          1.98%
Precious Metals                                      0.75%       0.98%         0.25%         1.98%          N/A           1.98%
Real Estate                                          0.75%       1.13%         0.25%         2.13%         0.15%          1.98%
Semiconductor                                        0.75%       1.33%         0.25%         2.33%         0.35%          1.98%
Technology                                           0.75%       1.27%         0.25%         2.27%         0.29%          1.98%
Telecommunications                                   0.75%       1.19%         0.25%         2.19%         0.21%          1.98%
Utilities                                            0.75%       1.17%         0.25%         2.17%         0.19%          1.98%
Bull                                                 0.75%       0.91%         0.25%         1.91%          N/A           1.91%
Bear                                                 0.75%       1.03%         0.25%         2.03%         0.05%          1.98%
UltraBull 2                                          0.75%       1.12%         0.25%         2.12%         0.27%          1.85%
OTC                                                  0.75%       1.03%         0.25%         2.03%         0.05%          1.98%
Short OTC                                            0.75%       0.96%         0.25%         1.96%          N/A           1.96%
UltraOTC                                             0.75%       1.08%         0.25%         2.08%         0.13%          1.95%
Mid-Cap Value                                        0.75%       1.25%         0.25%         2.25%         0.27%          1.98%
Mid-Cap Growth                                       0.75%       1.22%         0.25%         2.22%         0.24%          1.98%
UltraMid-Cap                                         0.75%       1.36%         0.25%         2.36%         0.38%          1.98%
Small-Cap Value                                      0.75%       1.45%         0.25%         2.45%         0.47%          1.98%
Small-Cap Growth                                     0.75%       1.20%         0.25%         2.20%         0.22%          1.98%

UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES
(as a percentage of the average net assets of the underlying Portfolios)

UltraSmall-Cap                                       0.75%       1.15%         0.25%         2.15%         0.17%          1.98%
U.S. Government Plus                                 0.50%       0.96%         0.25%         1.71%          N/A           1.71%
Rising Rates Opportunity                             0.75%       1.13%         0.25%         2.13%         0.15%          1.98%

First Defined Portfolio Fund LLC:

First Trust(R)10 Uncommon Values                     0.60%        2.29%        0.25%         3.14%         1.95%          1.37%

The Prudential Series Fund, Inc.:

SP Jennison International Growth                     0.85%        0.70%        0.25%         1.80%         0.16%          1.64%

1    The Investment Manager of American Skandia Trust (the "Trust") has agreed to reimburse and/or waive fees for certain Portfolios until at least April
     30, 2004. The caption "Total Annual Portfolio Operating Expenses" reflects the Portfolios' fees and expenses before such waivers and reimbursements, while the caption "Net Annual Portfolio Operating Expenses" reflects the effect of such waivers and reimbursements. The Trust adopted a Distribution
     Plan (the "Distribution Plan") under Rule 12b-1 of the Investment Company
     Act of 1940 to permit an affiliate of the Trust's Investment Manager to receive brokerage commissions in connection with purchases and sales of securities held by Portfolios of the Trust, and to use these commissions to promote the sale of shares of such Portfolios. While the brokerage commission rates and amounts paid by the various Portfolios are not expected to increase as a result of the Distribution Plan, the staff of the
     Securities and Exchange Commission takes the position that commission amounts received under the Distribution Plan should be reflected as distribution expenses of the Portfolios. The Distribution Fee estimates are derived and annualized from data regarding commission amounts directed under the Distribution Plan. Although there are no maximum amounts allowable, actual commission amounts directed under the Distribution Plan will vary and the amounts directed during the last full fiscal year of the
     Plan's operations may differ from the amounts listed in the above chart.

2    Effective May 1, 2003, the ProFunds VP Bull Plus portfolio changed its name to ProFund VP UltraBull to reflect a change in its investment objective.

EXPENSE EXAMPLES

These examples are designed to assist you in understanding the various expenses you may incur with the Annuity over certain periods of time based on specific assumptions. The examples reflect the Contingent Deferred Sales Charges (when applicable), Annual Maintenance Fee (when applicable), Insurance Charge, and the maximum total annual portfolio operating expenses for the underlying Portfolio
(shown above), as well as the charges for the optional benefits that are offered under the Annuity. The Securities and Exchange Commission ("SEC") requires these examples.

Below are examples showing what you would pay in expenses at the end of the stated time periods for each Sub-account had you invested $10,000 in the Annuity and received a 5% annual return on assets, and elected the optional benefit available.

The examples shown assume that: (a) you only allocate Account Value to the
Sub-account with the maximum total annual portfolio operating expenses for the underlying Portfolio (shown above), not to a Fixed Allocation; (b) the Insurance
Charge is assessed as 1.40% per year; (c) the Annual Maintenance Fee (when applicable) is reflected as an asset-based charge based on an assumed average contract size; (d) you make no withdrawals of Account Value during the period shown; (e) you make no transfers, withdrawals, surrender or other transactions for which we charge a fee during the period shown; (f) no tax charge applies;
(g) the maximum total annual portfolio operating expenses for the underlying
Portfolio (shown above) are reflected; (h) the charge for the optional benefit is reflected as a charge equal to 0.25% for the Guaranteed Return Option; and
(i) the Credit applicable to your Annuity is 4% of Purchase Payments. Amounts shown in the examples are rounded to the nearest dollar. The Credit may be less when total Purchase Payments are less then $10,000 and may be more when total
Purchase Payments are at least $5,000,000 (see "How do I Receive Credits?").

Expense Examples are provided as follows: 1.) if you surrender the Annuity at the end of the stated time period; 2.) if you annuitize at the end of the stated
time period; and 3.) if you do not surrender your Annuity.

THE EXAMPLES ARE ILLUSTRATIVE ONLY - THEY SHOULD NOT BE CONSIDERED A
REPRESENTATION OF PAST OR FUTURE EXPENSES OF THE UNDERLYING MUTUAL FUNDS OR
THEIR PORTFOLIOS - ACTUAL EXPENSES WILL BE LESS THAN THOSE SHOWN IF YOU DO NOT
ELECT THE OPTIONAL BENEFIT AVAILABLE OR IF YOU ALLOCATE ACCOUNT VALUE TO ANY
OTHER AVAILABLE SUB-ACCOUNTS.

If you surrender your contract at the end of the applicable time period:

1 year             3 years             5 years             10 years
-------------------------------------------------------------------
1370                 2407                3292                 5169
-------------------------------------------------------------------

If you annuitize at the end of the applicable time period(you may not annuitize in the first (1st) Annuity Year):

1 year             3 years             5 years             10 years
-------------------------------------------------------------------
5N/A                 1557                2592                5169
-------------------------------------------------------------------

If you do not surrender your contract:

1 year             3 years             5 years             10 years
-------------------------------------------------------------------
520                  1557                2592                5169
-------------------------------------------------------------------

INVESTMENT OPTIONS

WHAT ARE THE INVESTMENT OBJECTIVES AND POLICIES OF THE PORTFOLIOS?

Each variable investment option is a Sub-account of American Skandia Life
Assurance Corporation Variable Account B (see "What are Separate Accounts" for
more detailed information.) Each Sub-account invests exclusively in one
Portfolio. You should carefully read the prospectus for any Portfolio in which you are interested. The following chart classifies each of the Portfolios based on our assessment of their investment style (as of the date of this Prospectus).
The chart also provides a description of each Portfolio's investment objective
(in italics) and a short, summary description of their key policies to assist you in determining which Portfolios may be of interest to you. There is no guarantee that any underlying Portfolio will meet its investment objective.

The name of the advisor/sub-advisor for each Portfolio appears next to the description. Those Portfolios whose name includes the prefix "AST" are
Portfolios of American Skandia Trust. The investment manager for AST is American
Skandia Investment Services, Incorporated, an affiliated company of American
Skandia. However, a sub-advisor, as noted below, is engaged to conduct day-to-day investment decisions.

The Portfolios are not publicly traded mutual funds. They are only available as investment options in variable annuity contracts and variable life insurance policies issued by insurance companies, or in some cases, to participants in certain qualified retirement plans. However, some of the Portfolios available as
Sub-accounts under the Annuity are managed by the same portfolio advisor or sub-advisor as a retail mutual fund of the same or similar name that the
Portfolio may have been modeled after at its inception. Certain retail mutual funds may also have been modeled after a Portfolio. While the investment objective and policies of the retail mutual funds and the Portfolios may be substantially similar, the actual investments will differ to varying degrees.
Differences in the performance of the funds can be expected, and in some cases could be substantial. You should not compare the performance of a publicly traded mutual fund with the performance of any similarly named Portfolio offered as a Sub-account. Details about the investment objectives, policies, risks, costs and management of the Portfolios are found in the prospectuses for the underlying mutual funds. The current prospectus and statement of additional information for the underlying Portfolios can be obtained by calling
1-800-766-4530.

Effective close of business June 28, 2002, the AST Goldman Sachs Small-Cap Value
portfolio is no longer offered as a Sub-account under the Annuity, except as noted below. Annuity contracts with Account Value allocated to the AST Goldman
Sachs Small-Cap Value Sub-account on or before June 28, 2002 may continue to allocate Account Value and make transfers into the AST Goldman Sachs Small-Cap
Value Sub-account, including any bank drafting, dollar cost averaging, asset allocation and rebalancing programs. Owners of Annuities issued after June 28,
2002 will not be allowed to allocate Account Value to the AST Goldman Sachs
Small-Cap Value Sub-account.

The AST Goldman Sachs Small-Cap Value Sub-account may be offered to new Owners at some future date; however, at the present time, American Skandia has no intention to do so.

Please refer to Appendix B for certain required financial information related to the historical performance of the Sub-accounts.

------------------------------------------------------------------------------------------------------------------------------------
STYLE/                                                                                                                PORTFOLIO
TYPE                                                 INVESTMENT OBJECTIVES/POLICIES                              ADVISOR/SUB-ADVISOR
------------------------------------------------------------------------------------------------------------------------------------
INTER-NATIONAL  AST Strong  International  Equity: seeks long-term capital growth by investing in a diversified      Strong Capital
EQUITY          portfolio  of  international  equity  securities  the issuers of which are  considered  to have     Management, Inc.
                strong  earnings  momentum.  The  Portfolio  seeks to meet its  objective by  investing,  under normal  market  conditions,  at least 80% of its total  assets in a  diversified  portfolio  of equity  securities  of  companies  located or operating in  developed  non-U.S.  countries  and emerging  markets  of the  world.  The  Sub-advisor  intends  to  focus  on  companies  with an
                above-average   potential  for  long-term  growth  and  attractive  relative  valuations.   The
                Sub-advisor selects companies based on five key factors: growth,  valuation,  management,  risk and sentiment.
------------------------------------------------------------------------------------------------------------------------------------
INTER-NATIONAL  AST William Blair  International  Growth (f/k/a AST Janus  Overseas  Growth):  seeks  long-term      William Blair &
EQUITY          growth of capital.  The  Portfolio  pursues its  objective  primarily  through  investments  in      Company, L.L.C.
                equity  securities  of issuers  located  outside  the United  States.  The  Portfolio  normally invests at least 80% of its total assets in securities of issuers from at least five  different countries,  excluding the United States.  The Portfolio invests primarily in companies selected for their growth  potential.  Securities are generally  selected  without regard to any defined allocation among countries,  geographic regions or industry sectors, or other similar selection procedure.
------------------------------------------------------------------------------------------------------------------------------------
INTER-NATIONAL  AST American Century  International  Growth:  seeks capital growth.  The Portfolio will seek to     American Century
EQUITY          achieve its investment  objective by investing  primarily in equity securities of international        Investment
                companies  that the  Sub-advisor  believes  will  increase  in value  over time.  Under  normal     Management, Inc.
                conditions,  the  Portfolio  will  invest at least 65% of its  assets in equity  securities  of issuers from at least three  countries  outside of the United States.  The  Sub-advisor  uses a growth  investment  strategy it developed  that looks for  companies  with earnings and revenue growth.  The  Sub-advisor  will  consider  a  number  of other  factors  in  making  investment selections,  including the prospects for relative  economic  growth among countries or regions, economic and political  conditions,  expected inflation rates,  currency exchange  fluctuations and tax considerations.
------------------------------------------------------------------------------------------------------------------------------------
INTER-NATIONAL  AST DeAM  International  Equity:  seeks capital growth.  The Portfolio pursues its objective by      Deutsche Asset
EQUITY          investing  at least 80% of the value of its assets in the equity  securities  of  companies  in     Management, Inc.
                developed  non-U.S.  countries that are represented in the MSCI EAFE(R)Index. The target of this Portfolio  is to track the  performance  of the MSCI  EAFE(R)Index  within  4% with a standard deviation  expected of +/- 4%. The  Sub-advisor  considers  a number of factors in determining whether to invest in a stock,  including  earnings growth rate,  analysts'
                estimates of future earnings and industry-relative price multiples.
------------------------------------------------------------------------------------------------------------------------------------
GLOBAL EQUITY   AST MFS Global Equity:  seeks capital growth.  Under normal circumstances the Portfolio invests      Massachusetts
                at least 80% of its assets in equity securities of U.S. and foreign issuers  (including issuers   Financial Services
                in developing  countries).  The Portfolio  generally seeks to purchase  securities of companies        Company
                with relatively large market capitalizations relative to the market in which they are traded.
------------------------------------------------------------------------------------------------------------------------------------
SMALL CAP       AST PBHG Small-Cap  Growth:  seeks  capital  growth.  The  Portfolio  pursues its objective by     Pilgrim Baxter &
GROWTH          primarily  investing  at  least  80% of the  value  of its  assets  in  the  common  stocks  of    Associates, Ltd.
                small-sized  companies,  whose market  capitalizations are similar to market capitalizations of the  companies in the  Russell  2000(R)Index at the time of the  Portfolio's  investment.  The
                Sub-advisor  expects to focus primarily on those  securities  whose market capitalizations  or annual revenues are less than $1billion at the time of purchase.
------------------------------------------------------------------------------------------------------------------------------------
SMALL CAP       AST DeAM  Small-Cap  Growth:  seeks maximum  growth of  investors'  capital from a portfolio of     Deutsche Asset
GROWTH          growth  stocks of  smaller  companies.  The  Portfolio  pursues  its  objective,  under  normal    Management, Inc.
                circumstances,  by  primarily  investing  at  least  80%  of its  total  assets  in the  equity
                securities  of  small-sized   companies  included  in  the  Russell  2000  Growth(R)Index.  The
                Sub-advisor  employs  an  investment  strategy  designed  to  maintain  a  portfolio  of equity securities  which  approximates  the market risk of those  stocks  included in the Russell 2000
                Growth(R)Index, but which attempts to outperform the Russell 2000 Growth(R)Index.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
STYLE/                                                                                                               PORTFOLIO
TYPE                                          INVESTMENT OBJECTIVES/POLICIES                                     ADVISOR/SUB-ADVISOR
------------------------------------------------------------------------------------------------------------------------------------
SMALL CAP       AST Federated  Aggressive  Growth:  seeks capital growth.  The Portfolio pursues its investment       Federated
GROWTH          objective by investing in the stocks of small  companies  that are traded on national  security       Investment
                exchanges,  NASDAQ stock  exchange and the  over-the-counter-market.  Small  companies  will be       Counseling/
                defined as  companies  with market  capitalizations  similar to  companies  in the Russell 2000       Federated
                Index or the Standard & Poor's  Small Cap 600 Index.  Up to 25% of the  Portfolio's  net assets    Global Investment
                may be invested in foreign securities, which are typically denominated in foreign currencies.      Management Corp.
------------------------------------------------------------------------------------------------------------------------------------
SMALL CAP VALUE AST Goldman Sachs Small-Cap Value:  seeks long-term  capital  appreciation.  The Portfolio will  Goldman Sachs Asset
                seek its objective through  investments  primarily in equity securities that are believed to be        Management
                undervalued in the marketplace.  The Portfolio  primarily seeks companies that are small-sized, based on the value of their  outstanding  stock.  The  Portfolio  will  have a  non-fundamental policy to invest, under normal circumstances,  at least 80% of the value of its assets in small capitalization  companies.  The 80%  investment  requirement  applies at the time the Portfolio invests  its  assets.  The  Portfolio  generally  defines  small  capitalization  companies  as companies with a capitalization of $5 billion or less.
------------------------------------------------------------------------------------------------------------------------------------
SMALL CAP VALUE AST Gabelli Small-Cap Value:  seeks to provide long-term capital growth by investing  primarily         GAMCO
                in  small-capitalization  stocks  that  appear to be  undervalued.  The  Portfolio  will have a     Investors, Inc.
                non-fundamental policy to invest, under normal circumstances,  at least 80% of the value of its assets in small capitalization  companies.  The 80% investment  requirement applies at the time the  Portfolio  invests  its assets.  The  Portfolio  generally  defines  small  capitalization companies as those with a capitalization  of $1.5 billion or less.  Reflecting a value approach to  investing,  the Portfolio  will seek the stocks of companies  whose current stock prices do not appear to adequately reflect their underlying value as measured by assets,  earnings,  cash flow or business franchises.
------------------------------------------------------------------------------------------------------------------------------------
SMALL CAP VALUE AST DeAM Small-Cap Value:  seeks maximum growth of investors'  capital.  The Portfolio  pursues     Deutsche Asset
                its  objective,  under normal  market  conditions,  by primarily  investing at least 80% of its    Management, Inc.
                total assets in the equity securities of small-sized  companies included in the Russell 2000(R)
                Value Index. The Sub-advisor  employs an investment  strategy  designed to maintain a portfolio of equity  securities  which  approximates  the market  risk of those  stocks  included  in the
                Russell 2000(R)Value Index, but which attempts to outperform the Russell 2000(R)Value Index.
------------------------------------------------------------------------------------------------------------------------------------
MID-CAP GROWTH  AST Goldman Sachs Mid-Cap  Growth (f/k/a AST Janus Mid-Cap  Growth):  seeks  long-term  capital  Goldman Sachs Asset
                growth.  The  Portfolio  pursues its  investment  objective,  by investing  primarily in equity      Management
                securities selected for their growth potential,  and normally invests at least 80% of the value of its assets in medium capitalization  companies. For purposes of the Portfolio,  medium-sized companies  are those whose market  capitalizations  (measured at the time of  investment)  fall within the range of  companies  in the  Standard & Poor's  MidCap  400 Index.  The  Sub-advisor seeks  to  identify  individual  companies  with  earnings  growth  potential  that  may not be recognized by the market at large.
------------------------------------------------------------------------------------------------------------------------------------
MID-CAP GROWTH  AST Neuberger  Berman Mid-Cap  Growth:  seeks capital growth.  Under normal market  conditions,    Neuberger Berman
                the Portfolio  primarily invests at least 80% of its net assets in the common stocks of mid-cap    Management Inc.
                companies.  For purposes of the Portfolio,  companies with equity market  capitalizations  that fall within the range of the Russell Midcap(R)Index, at the time of investment,  are considered mid-cap  companies.  Some of the  Portfolio's  assets  may be  invested  in the  securities  of large-cap companies as well as in small-cap  companies.  The Sub-advisor looks for fast-growing companies that are in new or rapidly evolving industries.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
STYLE/                                                                                                                PORTFOLIO
TYPE                                           INVESTMENT OBJECTIVES/POLICIES                                    ADVISOR/SUB-ADVISOR
------------------------------------------------------------------------------------------------------------------------------------
MID-CAP VALUE   AST Neuberger Berman Mid-Cap Value: seeks capital growth.  Under normal market conditions,  the    Neuberger Berman
                Portfolio  primarily  invests at least 80% of its net  assets in the  common  stocks of mid-cap    Management Inc.
                companies.  For purposes of the Portfolio,  companies with equity market  capitalizations  that fall within the range of the Russell  Midcap(R)Index at the time of investment  are  considered mid-cap  companies.  Some of the  Portfolio's  assets  may be  invested  in the  securities  of large-cap  companies as well as in small-cap  companies.  Under the Portfolio's  value-oriented investment  approach,  the Sub-advisor looks for well-managed  companies whose stock prices are undervalued and that may rise in price before other investors realize their worth.
------------------------------------------------------------------------------------------------------------------------------------
ALL-CAP         AST Alger All-Cap Growth:  seeks long-term  capital growth.  The Portfolio invests primarily in       Fred Alger
GROWTH          equity securities,  such as common or preferred stocks, that are listed on U.S. exchanges or in     Management, Inc.
                the  over-the-counter  market.  The Portfolio may invest in the equity  securities of companies of all sizes,  and may emphasize  either  larger or smaller  companies at a given time based on the Sub-advisor's assessment of particular companies and market conditions.
------------------------------------------------------------------------------------------------------------------------------------
ALL-CAP         AST Gabelli  All-Cap  Value:  seeks  capital  growth.  The  Portfolio  pursues its objective by   GAMCO Investors,
VALUE           investing primarily in readily marketable equity securities including common stocks,  preferred          Inc.
                stocks and  securities  that may be converted at a later time into common stock.  The Portfolio may invest in the  securities  of companies of all sizes,  and may  emphasize  either larger or smaller  companies  at a  given  time  based  on the  Sub-advisor's  assessment  of  particular companies and market  conditions.  The Portfolio  focuses on companies that appear  underpriced relative  to their  private  market  value  ("PMV").  PMV is the  value  that  the  Portfolio's
                Sub-advisor believes informed investors would be willing to pay for a company.
------------------------------------------------------------------------------------------------------------------------------------
SECTOR          AST T. Rowe Price Natural  Resources:  seeks  long-term  capital growth  primarily  through the    T. Rowe Price
                common stocks of companies  that own or develop  natural  resources  (such as energy  products,    Associates, Inc.
                precious  metals and forest  products)  and other basic  commodities.  The  Portfolio  normally invests  primarily (at least 80% of its total assets) in the common stocks of natural  resource companies whose earnings and tangible  assets could benefit from  accelerating  inflation.  The
                Portfolio looks for companies that have the ability to expand production,  to maintain superior
                exploration  programs  and  production   facilities,   and  the  potential  to  accumulate  new
                resources.  At least 50% of Portfolio assets will be invested in U.S. securities,  up to 50% of total assets also may be invested in foreign securities.
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LARGE CAP       AST Alliance  Growth:  seeks long-term  capital growth.  The Portfolio  invests at least 80% of   Alliance Capital
GROWTH          its total assets in the equity  securities of a limited  number of large,  carefully  selected,    Management, L.P.
                high-quality  U.S.  companies  that are judged  likely to  achieve  superior  earnings  growth.
                Normally,  about 40-60  companies will be  represented in the Portfolio,  with the 25 companies most  highly  regarded  by  the  Sub-advisor  usually  constituting  approximately  70%  of the
                Portfolio's  net assets.  An emphasis is placed on identifying  companies  whose  substantially above average prospective earnings growth is not fully reflected in current market valuations.
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LARGE CAP       AST MFS  Growth:  seeks  long-term  capital  growth  and future  income.  Under  normal  market    Massachusetts
GROWTH          conditions,  the  Portfolio  invests  at least 80% of its total  assets  in common  stocks  and  Financial Services
                related securities,  such as preferred stocks,  convertible securities and depositary receipts,        Company
                of companies that the  Sub-advisor  believes offer better than average  prospects for long-term growth.  The Sub-advisor seeks to purchase  securities of companies that it considers  well-run and  poised  for  growth.  The  Portfolio  may  invest up to 35% of its net  assets in  foreign securities.
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STYLE/                                                                                                            PORTFOLIO
TYPE                                           INVESTMENT OBJECTIVES/POLICIES                                    ADVISOR/SUB-ADVISOR
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LARGE CAP       AST Marsico  Capital  Growth:  seeks capital  growth.  Income  realization is not an investment    Marsico Capital
GROWTH          objective  and  any  income  realized  on  the  Portfolio's  investments,  therefore,  will  be    Management, LLC
                incidental to the Portfolio's  objective.  The Portfolio will pursue its objective by investing primarily in common stocks of larger,  more  established  companies.  In selecting  investments for the Portfolio,  the Sub-advisor uses an approach that combines "top down" economic analysis with "bottom up" stock selection.  The "top down" approach identifies  sectors,  industries and companies that should benefit from the trends the  Sub-advisor  has observed.  The  Sub-advisor then looks for individual  companies with earnings growth  potential that may not be recognized by the market at large, a "bottom up" stock selection.
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LARGE CAP       AST Goldman Sachs Concentrated  Growth (f/k/a AST JanCap Growth):  seeks growth of capital in a    Goldman Sachs
GROWTH          manner  consistent  with  the  preservation  of  capital.   Realization  of  income  is  not  a    Asset Management
                significant  investment  consideration and any income realized on the Portfolio's  investments, therefore,  will be  incidental to the  Portfolio's  objective.  The Portfolio  will pursue its objective  by investing  primarily  in equity  securities  of  companies  that the  Sub-advisor believes have  potential to achieve  capital  appreciation  over the  long-term.  The Portfolio seeks to achieve  its  investment  objective  by  investing,  under  normal  circumstances,  in approximately  30 - 45 companies  that are  considered by the  Sub-advisor to be positioned for long-term growth.
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LARGE CAP       AST DeAM  Large-Cap  Growth:  seeks  maximum  growth of capital by  investing  primarily in the    Deutsche Asset
 GROWTH         growth stocks of larger  companies.  The Portfolio  pursues its objective,  under normal market    Management, Inc.
                conditions,  by primarily  investing at least 80% of its total assets in the equity  securities of large-sized  companies  included in the Russell 1000(R)Growth Index. The Sub-advisor  employs
                an  investment   strategy   designed  to  maintain  a  portfolio  of  equity  securities  which approximates  the market risk of those stocks  included in the Russell 1000(R)Growth Index,  but which attempts to outperform the Russell 1000(R)Growth Index through active stock selection.
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LARGE CAP VALUE AST DeAM Large-Cap Value (f/k/a AST Janus Strategic Value):  seeks maximum growth of capital by    Deutsche Asset
                investing  primarily  in the value  stocks of  larger  companies.  The  Portfolio  pursues  its    Management, Inc.
                objective,  under normal market conditions, by primarily investing at least 80% of the value of its assets in the equity  securities of  large-sized  companies  included in the Russell 1000(R)
                Value Index. The Sub-advisor  employs an investment  strategy  designed to maintain a portfolio of equity  securities  which  approximates  the market  risk of those  stocks  included  in the
                Russell  1000(R)Value Index, but which  attempts to  outperform  the Russell  1000(R)Value Index through active stock selection.
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LARGE CAP       AST Alliance/Bernstein  Growth + Value: seeks capital growth by investing  approximately 50% of    Alliance Capital
BLEND           its assets in growth  stocks of large  companies and  approximately  50% of its assets in value    Management, L.P.
                stocks of large  companies.  The Portfolio will invest primarily in commons tocks of large U.S.
                companies included in the Russell 1000(R)Index (the "Russell  1000(R)"). The Russell 1000(R)is a
                market  capitalization-weighted  index that measures the  performance of the 1,000 largest U.S.
                companies.  Normally,  about 60-85  companies will be represented in the Portfolio,  with 25-35 companies  primarily from the Russell 1000(R)Growth Index constituting  approximately 50% of the
                Portfolio's  net assets and 35-50  companies  primarily  from the  Russell  1000(R)Value  Index
                constituting  the  remainder  of  the  Portfolio's  net  assets.   There  will  be  a  periodic
                rebalancing  of each  segment's  assets  to take  account  of market  fluctuations  in order to maintain the approximately equal allocation.
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LARGE CAP VALUE AST Sanford  Bernstein Core Value:  seeks  long-term  capital growth by investing  primarily in         Sanford C.
                common stocks.  The  Sub-advisor  expects that the majority of the  Portfolio's  assets will be         Bernstein
                invested in the common stocks of large  companies  that appear to be  undervalued.  Among other        & Co., LLC
                things, the Portfolio seeks to identify compelling buying opportunities  created when companies are undervalued on the basis of investor  reactions to near-term problems or circumstances even though their long-term  prospects  remain sound. The Sub-advisor  seeks to identify  individual companies with earnings growth potential that may not be recognized by the market at large.
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STYLE/                                                                                                                PORTFOLIO
TYPE                                            INVESTMENT OBJECTIVES/POLICIES                                   ADVISOR/SUB-ADVISOR
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REAL ESTATE     AST Cohen & Steers Realty:  seeks to maximize  total return  through  investment in real estate     Cohen & Steers
(REIT)          securities.  The  Portfolio  pursues  its  investment  objective  by  investing,  under  normal  Capital Management,
                circumstances,  at least 80% of its net assets in  securities  of real  estate  issuers.  Under           Inc.
                normal  circumstances,  the Portfolio will invest substantially all of its assets in the equity securities of real estate companies,  i.e., a company that derives at least 50% of its revenues from the ownership,  construction,  financing, management or sale of real estate or that has at least  50% of its  assets in real  estate.  Real  estate  companies  may  include  real  estate investment trusts or REITs.
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MANAGED INDEX   AST Sanford Bernstein Managed Index 500: will invest, under normal circumstances,  at least 80%        Sanford C.
                of its net assets in  securities  included in the Standard & Poor's 500  Composite  Stock Price        Bernstein
                Index  (the  "S&P(R)500 ").  The  Portfolio  seeks  to  outperform  the S&P 500  through  stock        & Co., LLC
                selection  resulting  in  different  weightings  of common  stocks  relative to the index.  The
                Portfolio will invest  primarily in the common stocks of companies  included in the S&P 500. In seeking  to  outperform  the S&P  500,  the  Sub-advisor  starts  with a  portfolio  of  stocks representative  of the holdings of the index.  It then uses a set of  fundamental  quantitative criteria  that are designed to indicate  whether a particular  stock will  predictably  perform better or worse than the S&P 500. Based on these criteria,  the Sub-advisor  determines whether the  Portfolio  should  over-weight,  under-weight  or hold a  neutral  position  in the  stock relative  to the  proportion  of the S&P 500  that  the  stock  represents.  In  addition,  the
                Sub-advisor  also  may  determine  that  based on the  quantitative  criteria,  certain  equity securities that are not included in the S&P 500 should be held by the Portfolio.
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 GROWTH         AST American  Century Income & Growth:  seeks capital growth with current income as a secondary    American Century
 AND            objective.  The Portfolio  invests  primarily in common stocks that offer potential for capital      Investment
 INCOME         growth,  and may,  consistent  with its  investment  objective,  invest  in stocks  that  offer   Management, Inc.
                potential for current income.  The  Sub-advisor  utilizes a quantitative  management  technique with a goal of building an equity  portfolio  that  provides  better  returns  than the S&P 500
                Index without taking on significant  additional risk and while  attempting to create a dividend yield that will be greater than the S&P 500 Index.
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GROWTH          AST Alliance Growth and Income:  seeks long-term  growth of capital and income while attempting    Alliance Capital
AND             to avoid excessive  fluctuations in market value. The Portfolio  normally will invest in common    Management, L.P.
INCOME          stocks  (and  securities   convertible  into  common  stocks).  The  Sub-advisor  will  take  a value-oriented  approach,  in that it will  try to keep  the  Portfolio's  assets  invested  in securities that are selling at reasonable  valuations in relation to their fundamental business prospects.  The  stocks  that the  Portfolio  will  normally  invest in are  those of  seasoned companies.
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 GROWTH         AST MFS Growth with  Income:  seeks long term growth of capital  with a secondary  objective to     Massachusetts
 AND            seek  reasonable  current  income.  Under normal market  conditions,  the Portfolio  invests at   Financial Services
 INCOME         least 65% of its net assets in common stocks and related securities,  such as preferred stocks,        Company
                convertible  securities  and  depositary  receipts.  The stocks in which the Portfolio  invests generally  will pay  dividends.  While the Portfolio  may invest in companies of any size,  the
                Portfolio  generally  focuses  on  companies  with  larger  market   capitalizations  that  the
                Sub-advisor  believes have  sustainable  growth  prospects and attractive  valuations  based on current and  expected  earnings  or cash flow.  The  Portfolio  may invest up to 20% of its net assets in foreign securities.
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EQUITY INCOME   AST INVESCO Capital Income (f/k/a AST INVESCO Equity Income):  seeks capital growth and current     INVESCO Funds
                income  while  following  sound  investment  practices.  The  Portfolio  seeks to  achieve  its      Group, Inc.
                objective by investing in  securities  that are expected to produce  relatively  high levels of income and consistent,  stable returns.  The Portfolio normally will invest at least 65% of its assets in  dividend-paying  common and preferred stocks of domestic and foreign issuers.  Up to
                30% of the  Portfolio's  assets may be  invested in equity  securities  that do not pay regular dividends.
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STYLE/                                                                                                                PORTFOLIO
TYPE                                            INVESTMENT OBJECTIVES/POLICIES                                   ADVISOR/SUB-ADVISOR
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BALANCED        AST DeAM Global  Allocation:  seeks a high level of total  return by  investing  primarily in a    Deutsche Asset
                diversified  portfolio  of  mutual  funds.  The  Portfolio  seeks  to  achieve  its  investment   Management, Inc.
                objective  by  investing  in  several  other  AST  Portfolios  ("Underlying  Portfolios").  The
                Portfolio intends its strategy of investing in combinations of Underlying  Portfolios to result in  investment  diversification  that an  investor  could  otherwise  achieve  only by  holding numerous  investments.  The  Portfolio  is  expected  to be  invested  in  at  least  six  such
                Underlying  Portfolios at any time. It is expected that the  investment  objectives of such AST
                Portfolios will be diversified.
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BALANCED        AST American  Century  Strategic  Balanced:  seeks  capital  growth and  current  income.  The     American Century
                Sub-advisor  intends  to  maintain  approximately  60%  of the  Portfolio's  assets  in  equity       Investment
                securities and the remainder in bonds and other fixed income  securities.  Both the Portfolio's    Management, Inc.
                equity and fixed  income  investments  will  fluctuate  in value.  The equity  securities  will fluctuate  depending on the  performance of the companies that issued them,  general market and economic  conditions,  and investor  confidence.  The fixed income investments will be affected primarily by rising or falling interest rates and the credit quality of the issuers.
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ASSET           AST T. Rowe Price Asset Allocation:  seeks a high level of total return by investing  primarily    T. Rowe Price
ALLOCA-TION     in a  diversified  portfolio  of fixed income and equity  securities.  The  Portfolio  normally     Associates, Inc.
                invests  approximately  60% of its total  assets in equity  securities  and 40% in fixed income securities.  The Sub-advisor  concentrates common stock investments in larger, more established companies,  but the  Portfolio may include small and  medium-sized  companies  with good growth prospects.  The fixed income portion of the Portfolio will be allocated among  investment grade securities, high yield or "junk" bonds, foreign high quality debt securities and cash reserves.
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GLOBAL BOND     AST T. Rowe Price Global  Bond:  seeks to provide  high  current  income and capital  growth by   T. Rowe Price
                investing  in  high-quality  foreign and U.S.  dollar-denominated  bonds.  The  Portfolio  will  International, Inc.
                invest at least 80% of its total  assets in all types of high  quality  bonds  including  those issued  or  guaranteed  by U.S.  or  foreign  governments  or  their  agencies  and by  foreign authorities,  provinces and  municipalities  as well as investment  grade  corporate  bonds and mortgage and  asset-backed  securities of U.S. and foreign  issuers.  The  Portfolio  generally invests in countries where the combination of fixed-income  returns and currency exchange rates appears attractive,  or, if the currency trend is unfavorable,  where the Sub-advisor  believes that the currency risk can be minimized  through  hedging.  The Portfolio may also invest up to
                20% of its assets in the aggregate in below  investment-grade,  high-risk bonds ("junk bonds").
                In addition,  the  Portfolio may invest up to 30% of its assets in  mortgage-backed  (including derivatives,  such as collateralized mortgage obligations and stripped mortgage securities) and asset-backed securities.
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HIGH YIELD BOND AST Federated  High Yield:  seeks high current  income by investing  primarily in a diversified       Federated
                portfolio of fixed income  securities.  The Portfolio will invest at least 80% of its assets in       Investment
                fixed  income  securities  rated BBB and below.  These  fixed  income  securities  may  include       Counseling
                preferred  stocks,   convertible  securities,   bonds,   debentures,   notes,  equipment  lease
                certificates  and equipment trust  certificates.  A fund that invests  primarily in lower-rated fixed  income  securities  will be subject to greater risk and share price  fluctuation  than a typical  fixed income fund,  and may be subject to an amount of risk that is  comparable  to or greater than many equity funds.
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STYLE/                                                                                                                PORTFOLIO
TYPE                                            INVESTMENT OBJECTIVES/POLICIES                                   ADVISOR/SUB-ADVISOR
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BOND            AST Lord Abbett  Bond-Debenture:  seeks high  current  income and the  opportunity  for capital  Lord, Abbett & Co.
                appreciation  to produce a high total  return.  To pursue its  objective,  the  Portfolio  will     LLC
                invest,  under  normal  circumstances,  at least 80% of the value of its assets in fixed income securities and normally  invests  primarily in high yield and investment grade debt securities, securities  convertible  in common stock and  preferred  stocks.  The  Portfolio  may find good value in high yield  securities,  sometimes  called  "lower-rated  bonds" or "junk  bonds," and frequently  may have more than half of its assets  invested in those  securities.  At least 20%
                of the  Portfolio's  assets  must be  invested  in any  combination  of  investment  grade debt securities,  U.S.  Government  securities  and cash  equivalents.  The  Portfolio may also make significant  investments  in  mortgage-backed  securities.  Although the  Portfolio  expects to maintain  a  weighted  average  maturity  in the  range of five to twelve  years,  there are no restrictions  on the overall  Portfolio or on individual  securities.  The Portfolio may invest up to 20% of its net assets in equity securities.
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                AST DeAM Bond:  seeks a high level of income,  consistent  with the  preservation  of  capital.     Deutsche Asset
BOND            Under  normal  circumstances,  the  Portfolio  invests  at least  80% of its  total  assets  in    Management, Inc.
                intermediate-term  U.S.  Treasury,   corporate,   mortgage-backed  and  asset-backed,   taxable
                municipal and tax-exempt  municipal bonds. The Portfolio  invests primarily in investment grade fixed  income  securities  rated  within  the  top  three  rating  categories  of a  nationally recognized  rating  organization.  Fixed  income  securities  may be issued by U.S. and foreign corporations or entities including banks and various government entities.
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BOND            AST PIMCO Total Return Bond:  seeks to maximize total return  consistent  with  preservation of   Pacific Investment
                capital  and  prudent  investment  management.  The  Portfolio  will  invest  in a  diversified   Management Company
                portfolio of fixed-income  securities of varying maturities.  The average portfolio duration of   LLC
                the  Portfolio  generally  will  vary  within a three-  to  six-year  time  frame  based on the
                Sub-advisor's forecast for interest rates.
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BOND            AST PIMCO Limited  Maturity Bond: seeks to maximize total return  consistent with  preservation   Pacific Investment
                of capital  and prudent  investment  management.  The  Portfolio  will invest in a  diversified  Management Company
                portfolio of fixed-income  securities of varying maturities.  The average portfolio duration of    LLC
                the  Portfolio  generally  will  vary  within  a one- to  three-year  time  frame  based on the
                Sub-advisor's forecast for interest rates.
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MONEY MARKET    AST Money  Market:  seeks high  current  income and  maintain  high  levels of  liquidity.  The    Wells Capital
                Portfolio  attempts to  accomplish  its  objective by  maintaining  a  dollar-weighted  average    Management, Inc.
                maturity  of not  more  than 90 days  and by  investing  in  securities  which  have  effective maturities of not more than 397 days.
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EMERGING        Montgomery  Variable Series - Emerging  Markets:  seeks long-term capital  appreciation,  under    Gartmore Global
 MARKETS        normal  conditions  by investing at least 80% of its total assets in stocks of companies of any    Asset Management
                size based in the world's developing  economies.  Under normal market  conditions,  investments  Trust/Gartmore
                are  maintained  in at least six countries at all times and no more than 35% of total assets in    Global Partners
                any single one of them.
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EQUITY INCOME   WFVT Equity Income:  seeks long-term capital  appreciation and  above-average  dividend income.  Wells Fargo Funds
                The  Portfolio  pursues its  objective  primarily by  investing in the common  stocks of large,  Management, LLC domestic companies with  above-average  return potential based on current market valuations and above-average  dividend income. Under normal market conditions,  the Portfolio invests at least
                80% of its total assets in income producing  equity  securities and in issues of companies with market capitalizations of $3 billion or more.
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STYLE/                                                                                                                PORTFOLIO
TYPE                                            INVESTMENT OBJECTIVES/POLICIES                                   ADVISOR/SUB-ADVISOR
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STRATEGIC OR    Rydex Variable Trust - Nova: seeks to provide  investment results that match the performance of     Rydex Global
TACTICAL        a specific  benchmark  on a daily  basis.  The  Portfolio's  current  benchmark  is 150% of the       Advisors
ALLOCATION      performance  of the S&P 500(R)Index  (the  "underlying  index").  If the  Portfolio  meets  its    (f/k/a PADCO
                objective,  the value of the Portfolio's  shares will tend to increase on a daily basis by 150%   Advisors II, Inc.)
                of the value of any increase in the underlying  index.  When the value of the underlying  index declines,  the value of the Portfolio's shares should also decrease on a daily basis by 150% of the value of any decrease in the underlying  index (e.g., if the underlying  index goes down by
                5%,  the  value  of the  Portfolio's  shares  should  go down by 7.5% on that  day).  Unlike  a traditional  index  fund,  as its  primary  investment  strategy,  the  Portfolio  invests to a significant  extent in leveraged  instruments,  such as swap agreements,  futures contracts and options on securities, futures contracts, and stock indices, as well as equity securities.
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STRATEGIC OR    Rydex Variable Trust - Ursa: seeks to provide investment results that will inversely  correlate      Rydex Global
TACTICAL        to the performance of the S&P 500(R)Index (the "underlying  index").  If the Portfolio meets its      Advisors
ALLOCATION      objective,  the value of the  Portfolio's  shares will tend to increase  during  times when the     (f/k/a PADCO
                value  of the  underlying  index is  decreasing.  When the  value  of the  underlying  index is   Advisors II, Inc.)
                increasing,  however,  the value of the Portfolio's  shares should decrease on a daily basis by an inversely  proportionate  amount (e.g., if the underlying  index goes up by 5%, the value of the  Portfolio's  shares should go down by 5% on that day).  Unlike a  traditional  index fund, the Portfolio's  benchmark is to perform exactly  opposite the underlying  index,  and the Ursa
                Fund will not own the securities  included in the  underlying  index.  Instead,  as its primary investment  strategy,  the  Portfolio  invests  to a  significant  extent  in  short  sales  of securities or futures  contracts and in options on  securities,  futures  contracts,  and stock indices.
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STRATEGIC OR    Rydex Variable Trust - OTC: seeks to provide  investment results that correspond to a benchmark      Rydex Global
TACTICAL        for over-the-counter  securities.  The Portfolio's  current benchmark is the NASDAQ 100 Index(R)      Advisors
ALLOCATION      (the "underlying  index").  If the Portfolio meets its objective,  the value of the Portfolio's     (f/k/a PADCO
                shares  should  increase  on a daily  basis by the amount of any  increase  in the value of the   Advisors II, Inc.)
                underlying index.  However,  when the value of the underlying index declines,  the value of the
                Portfolio's  shares  should also  decrease  on a daily  basis by the amount of the  decrease in value of the underlying  index.  The Portfolio  invests  principally in securities of companies included in the underlying  index. It also may invest in other  instruments  whose  performance is  expected  to  correspond  to that of the  underlying  index,  and may engage in futures and options transactions and enter into swap agreements.
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MID-CAP EQUITY  INVESCO Variable  Investment  Funds - Dynamics:  seek long-term  capital growth.  The Portfolio     INVESCO Funds
                invests at least 65% of its assets in common  stocks of mid-sized  companies.  INVESCO  defines      Group, Inc.
                mid-sized  companies as companies  that are included in the Russell  Midcap Growth Index at the time of purchase,  or if not  included in that Index,  have market  capitalizations  of between
                $2.5 billion and $15 billion at the time of purchase.  The core of the Portfolio's  investments are in securities of established  companies that are leaders in attractive  growth markets with a history of strong  returns.  The  remainder  of the  Portfolio is invested in  securities  of companies  that show  accelerating  growth,  driven by product  cycles,  favorable  industry or sector  conditions,  and other  factors  that  INVESCO  believes  will  lead to rapid  sales or earnings growth.
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SECTOR          INVESCO Variable  Investment Funds - Technology:  seeks capital growth.  The Portfolio normally     INVESCO Funds
                invests  80% of its net assets in the  equity  securities  and  equity-related  instruments  of       Group, Inc.
                companies  engaged in  technology-related  industries.  These include,  but are not limited to, various applied technologies, hardware, software, semiconductors,  telecommunications equipment and services and service-related  companies in information  technology.  Many of these products and services are subject to rapid obsolescence,  which may lower market value of the securities of the  companies  in this  sector.  At any given time,  20% of the  Portfolio's  assets is not required to be invested in the sector.
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STYLE/                                                                                                                PORTFOLIO
TYPE                                            INVESTMENT OBJECTIVES/POLICIES                                   ADVISOR/SUB-ADVISOR
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SECTOR          INVESCO Variable  Investment  Funds - Health  Sciences:  seeks capital  growth.  The Portfolio       INVESCO Funds
                normally  invests at least 80% of its net assets in the equity  securities  and  equity-related       Group,  Inc.
                instrumentsof  companies that develop,  produce or distribute  products or services  related to health care. These companies  include,  but are not limited to, medical  equipment or supplies, pharmaceuticals,  biotechnology and healthcare  providers and service  companies.  At any given time, 20% of the Portfolio's assets is not required to be invested in the sector.
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SECTOR          INVESCO Variable  Investment Funds - Financial  Services:  seeks capital growth.  The Portfolio     INVESCO Funds
                normally  invests at least 80% of its net assets in the equity  securities  and  equity-related      Group,  Inc.
                instruments of companies  involved in the financial  services sector.  These companies include, but are not  limited  to,  banks  (regional  and  money-centers),  insurance  companies  (life,
                property  and  casualty,  and  multiline),   investment  and  miscellaneous  industries  (asset
                managers,  brokerage  firms,  and  government-sponsored  agencies)  and  suppliers to financial services  companies.  At any given time,  20% of the  Portfolio's  assets is not required to be invested in the sector.
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SECTOR          INVESCO  Variable  Investment  Funds -  Telecommunications:  seeks  capital  growth and current     INVESCO Funds
                income.  The  Portfolio  normally  invests 80% of its net assets in the equity  securities  and      Group,  Inc.
                equity-related  instruments  of  companies  engaged in the  design,  development,  manufacture, distribution,  or sale of  communications  services  and  equipment,  and  companies  that  are involved in supplying equipment or services to such companies.  The  telecommunications  sector
                includes,   but  is  not  limited  to,  companies  that  offer  telephone  services,   wireless
                communications,  satellite communications,  television and movie programming,  broadcasting and
                Internet access. Many of these products and services are subject to rapid  obsolescence,  which may lower the market value of the  securities  of the  companies  in this sector.  At any given time, 20% of the Portfolio's assets is not required to be invested in the sector.
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INTER-NATIONAL  Evergreen VA International  Growth:  seeks long-term  capital growth and,  secondarily,  modest        Evergreen
EQUITY          income.  The Portfolio invests  primarily in equity securities issued by established,  quality,        Investment
                non-U.S.  companies  located in countries with developed  markets,  but may purchase across all  Management Company,
                market  capitalizations.  The  Portfolio  normally  invests  at  least  65%  of its  assets  in           LLC
                securities  of companies in at least three  different  countries  (other than the U.S.) and may invest in emerging markets and in securities of companies in the formerly  communist  countries of Eastern Europe.  The Portfolio  invests in companies that are both growth  opportunities and value opportunities.
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GLOBAL EQUITY   Evergreen VA Global Leaders:  seeks to provide  investors with long-term  capital  growth.  The       Evergreen
                Portfolio  normally  invests as least 65% of its assets in a diversified  portfolio of U.S. and       Investment
                non-U.S.   equity  securities  of  companies  located  in  the  world's  major   industrialized  Management Company,
                countries.  The Portfolio  will invest in no less than three  countries,  which may include the           LLC
                U.S.,  but may invest more than 25% of its assets in one country.  The  Portfolio  invests only in the best 100  companies,  which are  selected by the  Portfolio's  manager  based on as high return on equity,  consistent  earnings growth,  established  market presence and industries or sectors with significant growth prospects.
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SMALL CAP       Evergreen VA Special Equity:  seeks capital  growth.  The Portfolio  normally  invests at least       Evergreen
EQUITY          80% of its assets in common  stocks of small  U.S.  companies  (i.e.,  companies  whose  market       Investment
                capitalizations  fall within the range of the Russell  2000(R)Index,  at the time of  purchase). Management Company,
                The remaining 20% of the  Portfolio's  assets may be represented by cash or invested in various           LLC
                cash  equivalents.  The Portfolio's  manager selects stocks of companies which it believes have the potential for accelerated growth in earnings and price.
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MID-CAP EQUITY  Evergreen VA Omega:  seeks long-term capital growth.  The Portfolio invests primarily in common       Evergreen
                stocks and  securities  convertible  into  common  stocks of U.S.  companies  across all market       Investment
                capitalizations.  The  Portfolio's  managers  employ  a  growth  style  of  equity  management.  Management Company,
                "Growth" stocks are stocks of companies that the Portfolio's  managers believe have anticipated           LLC
                earnings ranging from steady to accelerated growth.
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STYLE/                                                                                                                PORTFOLIO
TYPE                                            INVESTMENT OBJECTIVES/POLICIES                                   ADVISOR/SUB-ADVISOR
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LARGE CAP       Evergreen VA Capital Growth:  seeks to provide long-term capital growth. The Portfolio invests        Evergreen
EQUITY          primarily in common  stocks.  The  Portfolio may also invest in preferred  stocks,  convertible       Investment
                preferred  stocks,  convertible  debentures,  and any other class or type of security which the  Management Company, portfolio manager believes offers the potential for capital growth.  In selecting  investments,  LLC/ Pilgrim Baxter
                the investment adviser attempts to identify  securities it believes will provide capital growth   & Associates, Ltd.
                over the  intermediate  and  long-term  due to changes in the  financial  condition of issuers, changes in financial conditions generally, or other factors.
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LARGE CAP       Evergreen VA Blue Chip:  seeks  capital  growth with the  potential  for income.  The Portfolio       Evergreen
EQUITY          normally  invests at least 80% of its assets in "blue  chip"  stocks.  Blue chip stocks are the       Investment
                common stocks of  well-established,  large U.S.  companies with a long history of  performance,  Management Company,
                typically   recognizable   names   representing  a  broad  range  of  industries.   The  market           LLC
                capitalization  of the stocks  selected  will be within the range tracked by the S&P 500 Index, at the time of purchase.  The remaining 20% of the  Portfolio's  assets may be  represented  by cash or invested in other types of equity  securities,  various cash equivalents or represented by cash. The Portfolio's  stock selection is based on a diversified  style of equity management that allows it to invest in both growth- and value-oriented securities.
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S&P 500 INDEX   Evergreen VA Equity Index:  seeks investment  results that achieve price and yield  performance       Evergreen
                similar  to the  Standards  and  Poor's 500  Composite  Price  Index  ("S&P 500  Index")*.  The       Investment
                Portfolio  invests  substantially all of its total assets in equity securities that represent a  Management Company,
                composite of the S&P 500 Index.  The S&P 500 is an unmanaged  index of 500 common stocks chosen           LLC
                to reflect the  industries  of the U.S.  economy and is often  considered a proxy for the stock market in general. *"Standard & Poor's(R),"  "S&P(R)," "S&P 500(R),"  "Standard & Poor's 500,"
                and "500" are  trademarks of the  McGraw-Hill  Companies,  Inc. and have been  licensed  for use by Evergreen  Investment Management  Company,  LLC.  The  Portfolio  is not  sponsored, endorsed,  sold or  promoted by Standard & Poor's and Standard & Poor's makes no  representation regarding the advisability of investing in the Portfolio.
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BALANCED        Evergreen VA Foundation:  seeks capital growth and current income.  The Portfolio  invests in a       Evergreen
                combination of common stocks,  preferred stocks and securities  convertible or exchangeable for       Investment
                common  stocks of large U.S.  companies  (i.e.,  companies  whose market  capitalization  falls  Management Company,
                within the range  tracked by the Russell 1000(R)Index,  at the time of  purchase).  Under normal          LLC
                circumstances,  the Portfolio will invest at least 25% of its assets in debt securities and the remainder in equity securities.
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INTER-NATIONAL  ProFund  VP  Europe  30:  seeks  daily  investment  results,  before  fees and  expenses,  that   ProFund Advisors
EQUITY          correspond to the daily  performance of the ProFunds  Europe 30 Index.  The ProFunds  Europe 30          LLC
                Index,  created by ProFund  Advisors,  is composed of 30 companies whose principal  offices are located  in Europe  and whose  securities  are  traded on U.S.  exchanges  or on the  NASDAQ as depositary  receipts or ordinary  shares.  The  component  companies in the ProFunds  Europe 30
                Index are  determined  annually  based upon their U.S.  dollar-traded  volume.  Their  relative weights are determined based on a modified market capitalization method.
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INTER-NATIONAL  ProFund VP Asia 30: seeks daily investment results,  before fees and expenses,  that correspond    ProFund Advisors
EQUITY          to the daily  performance  of the ProFunds Asia 30 Index.  The ProFunds Asia 30 Index,  created          LLC
                by ProFund Advisors,  is composed of 30 of the companies whose principal offices are located in the Asia/Pacific region,  excluding Japan, and whose securities are traded on U.S. exchanges or on the NASDAQ as  depository  receipts or  ordinary  shares.  The  component  companies  in the
                ProFunds Asia 30 Index are  determined  annually  based upon their U.S.  dollar-traded  volume.
                Their relative weights are determined based on the modified market capitalization method.
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INTER-NATIONAL  ProFund VP Japan: seeks daily investment results,  before fees and expenses, that correspond to    ProFund Advisors
EQUITY          the daily  performance  of the Nikkei 225 Stock  Average.  Since the  Japanese  markets are not          LLC
                open when  ProFund VP Japan  values its  shares,  ProFund VP Japan  determines  its  success in meeting this  investment  objective by comparing its daily return on a given day with the daily performance of related  futures  contracts  traded in the United  States.  The Nikkei 225 Stock
                Average is a price-weighted  index of 225 large,  actively traded Japanese stocks traded on the
                Tokyo Stock Exchange.  The Index is computed and distributed by the Nihon Keizai Shimbun.
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STYLE/                                                                                                                PORTFOLIO
TYPE                                            INVESTMENT OBJECTIVES/POLICIES                                   ADVISOR/SUB-ADVISOR
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SECTOR          ProFund VP Banks: seeks daily investment results,  before fees and expenses, that correspond to    ProFund Advisors
                the daily  performance  of the Dow Jones U.S.  Banks  Sector  Index.  The Dow Jones U.S.  Banks          LLC
                Index measures the  performance of the banking  industry of the U.S.  equity market.  Component companies  include all  regional  and major U.S.  domiciled  international  banks,  savings and loans, savings banks,  thrifts,  building  associations and societies.  Investment and merchant banks are excluded.
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SECTOR          ProFund VP Basic Materials:  seeks daily  investment  results,  before fees and expenses,  that    ProFund Advisors
                correspond to the daily  performance of the Dow Jones U.S. Basic  Materials  Sector Index.  The          LLC
                Dow Jones U.S. Basic  materials  Sector Index measures the  performance of the basic  materials economic sector of the U.S. equity market.  Component  companies are involved in the production of aluminum,  commodity chemicals,  specialty chemicals,  forest products,  non-ferrous metals, paper products, precious metals and steel.
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SECTOR          ProFund VP  Biotechnology:  seeks daily  investment  results,  before fees and  expenses,  that    ProFund Advisors
                correspond to the daily  performance of the Dow Jones U.S.  Biotechnology  Index. The Dow Jones          LLC
                U.S.  Biotechnology  Index measures the performance of the  biotechnology  industry of the U.S.
                equity  market.  Component  companies  include  those engaged in genetic  research,  and/or the marketing  and  development  of  recombinant  DNA  products.  Makers  of  artificial  blood and contract biotechnology researchers are also included in the Index.
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SECTOR          ProFund VP Consumer Cyclical:  seeks daily investment results,  before fees and expenses,  that    ProFund Advisors
                correspond to the daily  performance of the Dow Jones U.S.  Consumer Cyclical Sector Index. The          LLC
                Dow Jones U.S.  Consumer  Cyclical  Sector  Index  measures  the  performance  of the  consumer cyclical  economic  sector of the U.S. equity market.  Component  companies  include  airlines, auto manufacturers,  auto parts, tires, casinos,  consumer  electronics,  recreational products and services,  restaurants,  lodging, toys, home construction, home furnishings and appliances, footwear, clothing and fabrics.
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SECTOR          ProFund VP Consumer  Non-Cyclical:  seeks daily investment  results,  before fees and expenses,    ProFund Advisors
                that correspond to the daily  performance of the Dow Jones U.S.  Consumer  Non-Cyclical  Sector          LLC
                Index. The Dow Jones U.S.  Consumer  Non-Cyclical  Sector Index measures the performance of the consumer  non-cyclical  economic sector of the U.S. equity market.  Component companies include beverage  companies,  consumer service  companies,  durable and non-durable  household  product manufacturers, cosmetic companies, food products and agriculture and tobacco products.
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SECTOR          ProFund VP Energy:  seeks daily investment results,  before fees and expenses,  that correspond    ProFund Advisors
                to the daily  performance of the Dow Jones U.S. Energy Sector Index.  The Dow Jones U.S. Energy          LLC
                Sector  Index  measures  the  performance  of the  energy  sector  of the U.S.  equity  market.
                Component  companies include oil drilling  equipment and services,  coal, oil  companies-major, oil companies-secondary,  pipelines, liquid, solid or gaseous fossil fuel producers and service companies.
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SECTOR          ProFund  VP  Financial:  seeks  daily  investment  results,  before  fees  and  expenses,  that    ProFund Advisors
                correspond to the daily  performance  of the Dow Jones U.S.  Financial  Sector  Index.  The Dow          LLC
                Jones U.S.  Financial Sector Index measures the performance of the financial  services economic sector of the U.S.  equity market.  Component  companies  include  regional  banks,  major U.S.
                domiciled  international banks, full line, life, and property and casualty insurance companies, companies that invest,  directly or indirectly in real estate,  diversified financial companies such  as  Fannie  Mae,  credit  card  insurers,  check  cashing  companies,  mortgage  lenders, investment  advisers and securities  broker-dealers,  investment banks,  merchant banks, online brokers, publicly traded stock exchanges.
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STYLE/                                                                                                                PORTFOLIO
TYPE                                            INVESTMENT OBJECTIVES/POLICIES                                   ADVISOR/SUB-ADVISOR
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SECTOR          ProFund  VP  Healthcare:  seeks  daily  investment  results,  before  fees and  expenses,  that    ProFund Advisors
                correspond to the daily  performance of the Dow Jones U.S.  Healthcare  Sector Index.  The Down          LLC
                Jones U.S.  healthcare Sector Index measures the performance of the healthcare  economic sector of the U.S. equity market.  Component  companies  include health care providers,  biotechnology companies, medical supplies, advanced medical devices and pharmaceuticals.
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SECTOR          ProFund  VP  Industrial:  seeks  daily  investment  results,  before  fees and  expenses,  that    ProFund Advisors
                correspond to the daily  performance  of the Dow Jones U.S.  Industrial  Sector Index.  The Dow          LLC
                Jones U.S.  Industrial Sector Index measures the performance of the industrial  economic sector
                of  the  U.S.  equity  market.   Component   companies   include  building   materials,   heavy
                construction,  factory  equipment,  heavy machinery,  industrial  services,  pollution control,
                containers  and  packaging,   industrial  diversified,   air  freight,  marine  transportation,
                railroads,  trucking,  land-transportation  equipment,  shipbuilding,  transportation services, advanced industrial equipment, electric components and equipment, and aerospace.
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SECTOR          ProFund VP Internet:  seeks daily investment results, before fees and expenses, that correspond    ProFund Advisors
                to the daily  performance  of the Dow  Jones  U.S.  Internet  Index.  The Dow  Jones  Composite          LLC
                Internet Index measures the  performance of stocks in the U.S. equity markets that generate the majority  of their  revenues  from the  Internet.  The  Index is  composed  of two  sub-groups:
                Internet  Commerce - companies that derive the majority of their revenues from providing  goods and/or services through an open network,  such as a web site; and Internet Services - companies that derive the majority of their revenues from  providing  access to the Internet or providing services to people using the Internet.
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SECTOR          ProFund VP  Pharmaceuticals:  seeks daily investment  results,  before fees and expenses,  that    ProFund Advisors
                correspond to the daily  performance of the Dow Jones U.S.  Pharmaceuticals  Sector Index.  The          LLC
                Dow Jones U.S.  Pharmaceuticals Index measures the performance of the pharmaceuticals  industry of the U.S.  equity  market.  Component  companies  include  the  makers  of  prescription  and over-the-counter  drugs, such as aspirin, cold remedies,  birth control pills, and vaccines, as well as companies engaged in contract drug research..
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SECTOR          ProFund VP Precious Metals:  seeks daily  investment  results,  before fees and expenses,  that    ProFund Advisors
                correspond to the daily  performance  of the  Philadelphia  Stock Exchange Gold & Silver Sector          LLC
                Index.  The  Philadelphia  Stock Exchange Gold and Silver Sector Index measures the performance of the gold and  silver  mining  industry  of the global  equity  market.  Component  companies include  companies  involved in the mining and production of gold,  silver,  and other precious metals,  precious  stones and pearls.  The Index does not include  producers  of  commemorative medals and coins that are made of these metals.
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SECTOR          ProFund VP Real  Estate:  seeks  daily  investment  results,  before  fees and  expenses,  that    ProFund Advisors
                correspond to the daily  performance  of the Dow Jones U.S.  Real Estate  Index.  The Dow Jones          LLC
                U.S. Real Estate Index measures the  performance of the real estate industry of the U.S. equity
                market.   Component  companies  include  those  that  invest  directly  or  indirectly  through
                development,   management  or  ownership  of  shopping  malls,  apartment  buildings,   housing
                developments  and, real estate  investment  trusts ("REITs") that invest in apartments,  office and  retail  properties.  REITs are  passive  investment  vehicles  that  invest  primarily  in income-producing real estate or real estate related loans or interests.
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SECTOR          ProFund VP  Semiconductor:  seeks daily  investment  results,  before fees and  expenses,  that    ProFund Advisors
                correspond to the daily  performance of the Dow Jones U.S.  Semiconductor  Index. The Dow Jones          LLC
                U.S.  Semiconductor  Index measures the performance of the  semiconductor  industry of the U.S.
                equity market.  Component  companies are engaged in the production of semiconductors  and other integrated chips, as well as other related products such as circuit boards and motherboards.
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STYLE/                                                                                                                PORTFOLIO
TYPE                                            INVESTMENT OBJECTIVES/POLICIES                                   ADVISOR/SUB-ADVISOR
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SECTOR          ProFund  VP  Technology:  seeks  daily  investment  results,  before  fees and  expenses,  that    ProFund Advisors
                correspond to the daily  performance  of the Dow Jones U.S.  Technology  Sector Index.  The Dow          LLC
                Jones U.S.  Technology  Sector Index measures the  performance of the technology  sector of the
                U.S.  equity  market.  Component  companies  include  those  involved in  computers  and office
                equipment,  software,   communications  technology,   semiconductors,   diversified  technology
                services and internet services.
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SECTOR          ProFund VP Telecommunications:  seeks daily investment results,  before fees and expenses, that    ProFund Advisors
                correspond to the daily performance of the Dow Jones U.S.  Telecommunications Sector Index. The          LLC
                Dow  Jones  U.S.   Telecommunications   Sector   Index   measures   the   performance   of  the
                telecommunications  economic  sector of the U.S.  equity market.  Component  companies  include fixed line communications and wireless communications companies.
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SECTOR          ProFund  VP  Utilities:  seeks  daily  investment  results,  before  fees  and  expenses,  that    ProFund Advisors
                correspond to the daily  performance  of the Dow Jones U.S.  Utilities  Sector  Index.  The Dow          LLC
                Jones U.S.  Utilities Sector Index measures the performance of the utilities economic sector of the U.S. equity market.  Component  companies  include  electric  utilities,  gas utilities and water utilities.
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THE PROFUND VP PORTFOLIOS DESCRIBED BELOW ARE AVAILABLE AS SUB-ACCOUNTS TO ALL ANNUITY OWNERS. EACH PORTFOLIO PURSUES AN INVESTMENT
STRATEGY THAT SEEKS TO PROVIDE DAILY INVESTMENT RESULTS, BEFORE FEES AND EXPENSES, THAT MATCH A WIDELY FOLLOWED INDEX, INCREASE BY A
SPECIFIED FACTOR RELATIVE TO THE INDEX, MATCH THE INVERSE OF THE INDEX OR THE INVERSE OF THE INDEX MULTIPLIED BY A SPECIFIED FACTOR.
THE INVESTMENT STRATEGY OF SOME OF THE PORTFOLIOS MAY MAGNIFY (BOTH POSITIVELY AND NEGATIVELY) THE DAILY INVESTMENT RESULTS OF THE
APPLICABLE INDEX. IT IS RECOMMENDED THAT ONLY THOSE ANNUITY OWNERS WHO ENGAGE A FINANCIAL ADVISOR TO ALLOCATE THEIR ACCOUNT VALUE
USING A STRATEGIC OR TACTICAL ASSET ALLOCATION STRATEGY INVEST IN THESE PORTFOLIOS. WE HAVE ARRANGED THE PORTFOLIOS BASED ON THE
INDEX ON WHICH IT'S INVESTMENT STRATEGY IS BASED.
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The S&P 500 Index(R)is a widely used measure of large-cap U.S. stock market performance. It includes a representative sample of leading companies in leading industries. Companies are selected for inclusion in the Index by Standard & Poor's(R)for being U.S.
companies with adequate liquidity, appropriate market capitalization financial viability and public float.
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                ProFund VP Bull: seeks daily investment results,  before fees and expenses,  that correspond to    ProFund Advisors
S&P 500         the daily performance of the S&P 500(R)Index.                                                            LLC
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                ProFund VP Bear: seeks daily investment results,  before fees and expenses,  that correspond to    ProFund Advisors
                the inverse  (opposite) of the daily  performance of the S&P 500(R)Index.  If ProFund VP Bear is         LLC
                successful in meeting its objective,  its net asset value should gain  approximately  the same,
S&P 500         on a  percentage  basis,  as any  decrease  in the S&P 500(R)Index when the Index  declines on a given  day.  Conversely,  its  net  asset  value  should  lose  approximately  the  same,  on a percentage basis, as any increase in the Index when the Index rises on a given day.
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S&P 500         ProFund VP UltraBull (f/k/a ProFund VP Bull Plus): seeks daily investment results,  before fees    ProFund Advisors
                and expenses,  that correspond to twice (200%) the daily  performance of the S&P 500(R)Index. If         LLC
                the ProFund VP UltraBull is  successful  in meeting its  objective,  its net asset value should gain  approximately  twice as much, on a percentage basis, as the S&P 500(R)Index when the Index rises on a given day.  Conversely,  its net asset  value  should  lose  approximately  twice as much,  on a percentage  basis,  as the Index when the Index  declines on a given day.  Prior to
                May 1, 2003,  ProFund VP UltraBull was named "ProFund VP Bull Plus" and sought daily investment results that corresponded to one and one-half times the daily performance of the S&P 500(R)Index
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STYLE/                                                                                                                PORTFOLIO
TYPE                                            INVESTMENT OBJECTIVES/POLICIES                                   ADVISOR/SUB-ADVISOR
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The NASDAQ-100 Index(R)is a market capitalization  weighted index that includes 100 of the largest domestic and international non-financial companies listed on The NASDAQ Stock Market.
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NASDAQ 100      ProFund VP OTC: seeks daily investment  results,  before fees and expenses,  that correspond to    ProFund Advisors
                the daily performance  of the NASDAQ-100  Index(R). "OTC" in the name of ProFund VP OTC reflers          LLC
                to  securities  that do not  trade on a U.S.  securities  exchange,  as  registered  under  the
                Securities Exchange Act of 1934.
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NASDAQ 100      ProFund  VP  Short  OTC:  seeks  daily  investment  results,  before  fees and  expenses,  that    ProFund Advisors
                correspond to the inverse  (opposite) of the daily  performance  of the NASDAQ-100 Index(R). If          LLC
                ProFund VP Short OTC is  successful in meeting its  objective,  its net asset value should gain approximately  the same, on a percentage  basis, as any decrease in the NASDAQ-100  Index(R)when the Index declines on a given day.  Conversely,  its net asset value should lose  approximately the same, on a percentage  basis,  as any increase in the Index when the Index rises on a given day.  "OTC" in the name of  ProFund VP Short OTC  refers to  securities  that do not trade on a
                U.S. securities exchange, as registered under the Securities Exchange Act of 1934.
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NASDAQ 100      ProFund VP UltraOTC:  seeks daily investment results, before fees and expenses, that correspond    ProFund Advisors
                to twice (200%) the daily  performance  of the NASDAQ-100  Index(R). If ProFund VP  UltraOTC is          LLC
                successful in meeting its  objective,  its net asset value should gain  approximately  twice as much,  on a percentage  basis,  as the  NASDAQ-100  Index(R)when the Index rises on a given day.
                Conversely,  its net asset  value  should lose  approximately  twice as much,  on a  percentage basis,  as the Index when the Index  declines  on a given day.  "OTC" in the name of ProFund VP
                UltraOTC refers to securities that do not trade on a U.S.  securities  exchange,  as registered under the Securities Exchange Act of 1934.
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The S&P MidCap 400 Index(R)is a widely used measure of mid-sized company U.S. stock market performance. Companies are selected for inclusion in the Index by Standard & Poor's(R)for being U.S. companies with adequate liquidity, appropriate market capitalization, financial viability and public float.
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S&P MIDCAP 400  ProFund VP Mid-Cap  Value:  seeks daily  investment  results,  before fees and  expenses,  that    ProFund Advisors
                correspond  to the  daily  performance  of the  S&P  MidCap 400/Barra  Value  Index(R).  The S&P         LLC
                MidCap400/Barra  Value Index(R)is designed to differentiate  between fast growing  companies and slower  growing or  undervalued  companies.  Standard & Poor's and Barra  cooperate to employ a price-to-book value calculation whereby the market  capitalization of the S&P MidCap 400 Index(R)
                is divided equally between growth and value.  The Index is rebalanced twice per year.
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S&P MIDCAP 400  ProFund VP Mid-Cap  Growth:  seeks daily  investment  results,  before fees and expenses,  that    ProFund Advisors
                correspond to the daily  performance of the S&P MidCap 400/Barra Growth Index(R).  The S&P MidCap        LLC
                400/Barra Growth Index(R)is designed to differentiate  between fast growing companies and slower growing  or  undervalued  companies.  Standard  &  Poor's  and  Barra  cooperate  to  employ  a price-to-book value calculation whereby the market  capitalization of the S&P MidCap 400 Index(R)
                is divided equally between growth and value.  The Index is rebalanced twice per year..
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S&P MIDCAP 400  ProFund VP  UltraMid-Cap:  seeks  daily  investment  results,  before fees and  expenses,  that    ProFund Advisors
                correspond to twice (200%) the daily  performance  of the S&P MidCap 400 Index(R).  If ProFund VP        LLC
                UltraMid-Cap  is  successful  in  meeting  its  objective,  its net  asset  value  should  gain approximately  twice as much,  on a  percentage  basis,  as the S&P MidCap 400 Index(R)when the
                Index rises on a given day.  Conversely,  its net asset value should lose  approximately  twice as much, on a percentage basis, as the Index when the Index declines on a given day.
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STYLE/                                                                                                                PORTFOLIO
TYPE                                            INVESTMENT OBJECTIVES/POLICIES                                   ADVISOR/SUB-ADVISOR
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The S&P SmallCap 600 Index(R)consists of 600 domestic stocks chosen for market size, liquidity, and industry group representation.
The Index comprises stocks from the industrial, utility, financial, and transportation sectors.
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S&P             ProFund VP Small-Cap Value:  seeks daily  investment  results,  before fees and expenses,  that    ProFund Advisors
SMALLCAP 600    correspond  to the daily  performance  of the S&P  SmallCap  600/Barra  Value  Index(R). The S&P         LLC
                SmallCap  600/Barra Value Index(R)is designed to  differentiate  between fast growing  companies and slower growing or undervalued  companies.  Standard & Poor's and Barra cooperate to employ a price-to-book  value  calculation  whereby the market  capitalization  of the S&P  SmallCap 600
                Index(R)is divided equally between growth and value.  The Index is rebalanced twice per year.
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S&P             ProFund VP Small-Cap Growth:  seeks daily investment  results,  before fees and expenses,  that    ProFund Advisors
SMALLCAP 600    correspond  to the daily  performance  of the S&P SmallCap  600/Barra  Growth  Index(R).  The S&P        LLC
                SmallCap  600/Barra Growth Index(R)is designed to differentiate  between fast growing companies and slower growing or undervalued  companies.  Standard & Poor's and Barra  cooperate to employ a price-to-book  value calculation  whereby the market  capitalization-of  the S&P SmallCap 600
                Index(R)is divided equally between growth and value.  The Index is rebalanced twice per year.
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The Russell 2000 Index(R)measures the performance of the 2,000 small companies in the Russell 3000 Index(R)representing approximately 8% of the total market capitalization of the Russell 3000 Index(R), which in turn represents approximately 98% of the investable U.S. equity market.
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RUSSELL 2000    ProFund VP  UltraSmall-Cap:  seeks daily  investment  results,  before fees and expenses,  that    ProFund Advisors
                correspond  to twice (200%) the daily  performance  of the Russell  2000(R)Index.  If ProFund VP         LLC
                UltraSmall-Cap  is  successful  in meeting  its  objective,  its net asset  value  should  gain approximately  twice as much, on a percentage  basis, as the Russell 2000 Index(R)when the Index rises on a given day.  Conversely,  its net asset  value  should  lose  approximately  twice as much, on a percentage basis, as the Index when the Index declines on a given day.
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U.S. GOV'T BOND ProFund VP U.S.  Government  Plus: seeks daily  investment  results,  before fees and expenses,    ProFund Advisors
                that  correspond  to one and  one-quarter  times  (125%) the daily  price  movement of the most          LLC
                recently  issued  30-year U.S.  Treasury  Bond ("Long  Bond").  In  accordance  with its stated
                objective,  the net asset value of ProFund VP U.S. Government Plus generally should decrease as interest  rates  rise.  If  ProFund  VP U.S.  Government  Plus is  successful  in  meeting  its objective,  its net asset value should gain  approximately  one and one-quarter times (125%) as much,  on a  percentage  basis,  as any  daily  increase  in the  Long  Bond  on a  given  day.
                Conversely,  its net asset value should lose  approximately one and one-quarter (125%) as much, on a percentage basis, as any daily decrease in the Long Bond on a given day.
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U.S. GOV'T BOND ProFund VP Rising Rates Opportunity:  seeks daily investment results, before fees and expenses,    ProFund Advisors
                that correspond to one and one-quarter  times (125%) the inverse  (opposite) of the daily price          LLC
                movement of the most recently  issued Long Bond. In accordance with its stated  objective,  the net asset value of ProFund VP rising Rates  Opportunity  generally  should decrease as interest rates fall. If ProFund VP Rising Rates  Opportunity  is  successful  in meeting its  objective, its net asset value should gain  approximately  one and one-quarter  times (125%) as much, on a percentage  basis, as any daily decrease in the Long Bond on a given day.  Conversely,  its net asset  value  should  lose  approximately  one and  one-quarter  times  (125%)  as  much,  on a percentage basis, as any daily increase in the Long Bond on a given day.
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STYLE/                                                                                                               PORTFOLIO
TYPE                                                                                                                 ADVISOR/
SUB-ADVISOR                                   INVESTMENT OBJECTIVES/POLICIES
------------------------------------------------------------------------------------------------------------------------------------
Each portfolio of the First Defined Portfolio Fund LLC invests in the securities of a relatively few number of issuers or in a particular sector of the economy. Since the assets of each portfolio are invested in a limited number of issuers or a limited sector of the economy, the net asset value of the portfolio may be more susceptible to a single adverse economic, political or regulatory occurrence. Certain of the portfolios may also be subject to additional market risk due to their policy of investing based on an investment strategy and generally not buying or selling securities in response to market fluctuations. Each portfolio's relative lack of diversity and limited ongoing management may subject Owners to greater market risk than other portfolios.

The stock selection date for each of the strategy Portfolios of the First Defined Portfolio Fund LLC is on or about December 31st of each year. The holdings for each strategy Portfolio will be adjusted annually on or about December 31st in accordance with the
Portfolio's investment strategy. At that time, the percentage relationship among the shares of each issuer held by the Portfolio is established. Through the next one-year period that percentage will be maintained as closely as practicable when the Portfolio makes subsequent purchases and sales of the securities.
------------------------------------------------------------------------------------------------------------------------------------
LARGE CAP       First Trust(R)10 Uncommon  Values:  seeks to provide  above-average  capital  appreciation.  The     First Trust
BLEND           Portfolio  seeks to achieve its  objective  by  investing  primarily  in the ten common  stocks       Advisors L.P.
                selected by the Investment  Policy Committee of Lehman Brothers Inc.  ("Lehman  Brothers") with the assistance of the Research  Department of Lehman  Brothers which, in their opinion have the greatest  potential for capital  appreciation  during the next year. The stocks included in the
                Portfolio  are adjusted  annually on or about July 1st in  accordance  with the  selections  of
                Lehman Brothers.
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INTER-          The  Prudential  Series  Fund,  Inc.  - SP  Jennison  International  Growth:  seeks to  provide     Prudential
NATIONAL EQUITY long-term   growth  of  capital.   The   Portfolio   pursues  its  objective  by  investing  in     Investments LLC/
                equity-related  securities of foreign  issuers that the  Sub-advisor  believes will increase in  Jennison Associates
                value over a period of years.  The  Portfolio  invests  primarily  in the common stock of large           LLC
                and  medium-sized  foreign  companies.  Under normal  circumstances,  the Portfolio  invests at least 65% of its total  assets in common  stock of foreign  companies  operating or based in at least five different  countries.  The Portfolio  looks  primarily for stocks of companies whose earnings are growing at a faster rate than other companies and that have  above-average  growth in earnings and cash flow, improving profitability,  strong balance sheets, management strength and strong  market  share for its  products.  The  Portfolio  also tries to buy such  stocks at attractive prices in relation to their growth prospects.
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"Standard & Poor's(R)," "S&P(R)," "S&P 500(R)," "Standard & Poor's 500," and
"500" are trademarks of the McGraw-Hill Companies, Inc. and have been licensed for use by American Skandia Investment Services, Incorporated. The Portfolio is
not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard &
Poor's makes no representation regarding the advisability of investing in the
Portfolio.

The First Trust(R)10 Uncommon Values portfolio is not sponsored or created by
Lehman Brothers, Inc. ("Lehman Brothers"). Lehman Brothers' only relationship to
First Trust is the licensing of certain trademarks and trade names of Lehman
Brothers and of the "10 Uncommon Values" which is determined, composed and calculated by Lehman Brothers without regard to First Trust or the First
Trust(R)10 Uncommon Values portfolio.

Dow Jones has no relationship to the ProFunds VP, other than the licensing of the Dow Jones sector indices and its service marks for use in connection with the ProFunds VP. The ProFunds VP are not sponsored, endorsed, sold, or promoted by Standard & Poor's or NASDAQ, and neither Standard & Poor's nor NASDAQ makes any representations regarding the advisability of investing in the ProFunds VP.

WHAT ARE THE FIXED INVESTMENT OPTIONS?

We offer fixed investment options of different durations during the accumulation period. These "Fixed Allocations" earn a guaranteed fixed rate of interest for a specified period of time, called the "Guarantee Period." In most states, we offer Fixed Allocations with Guarantee Periods from 1 to 10 years. We may also offer special purpose Fixed Allocations for use with certain optional investment programs. We guarantee the fixed rate for the entire Guarantee Period. However, if you withdraw or transfer Account Value before the end of the Guarantee
Period, we will adjust the value of your withdrawal or transfer based on a formula, called a "Market Value Adjustment." The Market Value Adjustment can
either be positive or negative, depending on the rates that are currently being credited on Fixed Allocations. Please refer to the section entitled "How does the Market Value Adjustment Work?" for a description of the formula along with examples of how it is calculated. You may allocate Account Value to more than one Fixed Allocation at a time.

Fixed Allocations may not be available in all states. Availability of Fixed
Allocations is subject to change and may differ by state and by the annuity product you purchase. Please call American Skandia at 1-800-766-4530 to determine availability of Fixed Allocations in your state and for your annuity product.

FEES AND CHARGES

WHAT ARE THE CONTRACT FEES AND CHARGES?

Contingent Deferred Sales Charge: We do not deduct a sales charge from Purchase
Payments you make to your Annuity. However, we may deduct a Contingent Deferred
Sales Charge or CDSC if you surrender your Annuity or when you make a partial withdrawal. The CDSC reimburses us for expenses related to sales and distribution of the Annuity, including commissions, marketing materials and other promotional expenses. The CDSC is calculated as a percentage of your
Purchase Payment being surrendered or withdrawn during the applicable Annuity
Year. For purposes of calculating the CDSC, we consider the year following the date we receive a Purchase Payment as Year 1. The amount of the CDSC applicable to each Purchase Payment decreases over time, measured from the date the
Purchase Payment is applied. The CDSC percentages are shown below.

----------------------------------------------------------------
YEARS         1     2     3     4     5     6     7     8     9+
----------------------------------------------------------------
CHARGE (%)   8.5   8.5   8.5   8.5   7.0   6.0   5.0   4.0   0.0
----------------------------------------------------------------

Each Purchase Payment has its own CDSC period. When you make a withdrawal, we assume that the oldest Purchase Payment is being withdrawn first so that the lowest CDSC is deducted from the amount withdrawn. After eight (8) complete years from the date you make a Purchase Payment, no CDSC will be assessed if you withdraw or surrender that Purchase Payment. Under certain circumstances you can withdraw a limited amount of Account Value without paying a CDSC. This is referred to as a "Free Withdrawal." Free Withdrawals are not treated as a withdrawal of Purchase Payments for purposes of calculating the CDSC on a subsequent withdrawal or surrender. Withdrawals of amounts greater than the maximum Free Withdrawal amount are treated as a withdrawal of Purchase Payments and will be assessed a CDSC. For purposes of calculating the CDSC on a surrender or a partial withdrawal, the Purchase Payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior withdrawals under the Free
Withdrawal provision or if your Account Value has declined in value due to negative market performance.

We may waive the CDSC under certain medically-related circumstances or when taking a Minimum Distribution from an Annuity purchased as a "qualified"
investment. Free Withdrawals, Medically-Related Surrenders and Minimum
Distributions are each explained more fully in the section entitled "Access to
Your Account Value".

Transfer Fee: Currently, you may make twenty (20) free transfers between investment options each Annuity Year. We will charge $10.00 for each transfer after the twentieth in each Annuity Year. We do not consider transfers made as part of a dollar cost averaging program when we count the twenty free transfers.
Transfers made as part of a rebalancing, market timing or third party investment advisory service will be subject to the twenty-transfer limit. However, all transfers made on the same day will be treated as one (1) transfer. Renewals or transfers of Account Value from a Fixed Allocation at the end of its Guarantee
Period are not subject to the Transfer Fee and are not counted toward the twenty free transfers. We may reduce the number of free transfers allowable each
Annuity Year (subject to a minimum of eight) without charging a Transfer Fee unless you make use of electronic means to transmit your transfer requests. We may eliminate the Transfer Fee for transfer requests transmitted electronically or through other means that reduce our processing costs.

Annual Maintenance Fee: During the accumulation period we deduct an Annual
Maintenance Fee. The Annual Maintenance Fee is $35.00 or 2% of your Account
Value invested in the variable investment options, whichever is less. This fee will be deducted annually on the anniversary of the Issue Date of your Annuity or, if you surrender your Annuity during the Annuity Year, the fee is deducted at the time of surrender. We may increase the Annual Maintenance Fee. However, any increase will only apply to Annuities issued after the date of the increase.

Tax Charges: Several states and some municipalities charge premium taxes or similar taxes. The amount of tax will vary from jurisdiction to jurisdiction and is subject to change. The tax charge currently ranges up to 3 1/2%. We generally will deduct the amount of tax payable at the time the tax is imposed, but may also decide to deduct tax charges from each Purchase Payment at the time of a withdrawal or surrender of your Annuity or at the time you elect to begin receiving annuity payments. We may assess a charge against the Sub-accounts and the Fixed Allocations equal to any taxes which may be imposed upon the separate accounts.

WHAT CHARGES APPLY SOLELY TO THE VARIABLE INVESTMENT OPTIONS?

Insurance Charge: We deduct an Insurance Charge daily against the average daily assets allocated to the Sub-accounts. The Insurance Charge is the combination of the Mortality & Expense Risk Charge (1.25%) and the Administration Charge
(0.15%). The total charge is equal to 1.40% on an annual basis. The Insurance
Charge is intended to compensate American Skandia for providing the insurance benefits under the Annuity, including the Annuity's basic death benefit that provides guaranteed benefits to your beneficiaries even if the market declines and the risk that persons we guarantee annuity payments to will live longer than our assumptions. The charge also covers administrative costs associated with providing the Annuity benefits, including preparation of the contract, confirmation statements, annual account statements and annual reports, legal and accounting fees as well as various related expenses. Finally, the charge covers the risk that our assumptions about the mortality risks and expenses under this
Annuity are incorrect and that we have agreed not to increase these charges over time despite our actual costs. We may increase the portion of the total
Insurance Charge that is deducted for administrative costs; however, any increase will only apply to Annuities issued after the date of the increase.

American Skandia may make a profit on the Insurance Charge if, over time, the actual cost of providing the guaranteed insurance obligations under the Annuity are less than the amount we deduct for the Insurance Charge. To the extent we make a profit on the Insurance Charge, such profit may be used for any other corporate purpose, including payment of other expenses that American Skandia incurs in promoting, distributing, issuing and administering the Annuity and to offset a portion of the costs associated with offering Credits which are funded through American Skandia's general account. The Insurance Charge is deducted against your Annuity's Account Value, which includes the amount of any Credits we apply to your Purchase Payments and any increases or decreases in your
Account Value based on market fluctuations of the Sub-accounts. Any profit that
American Skandia may make on the Insurance Charge may include a profit on the portion of the Account Value that represents Credits applied to the Annuity, as well as profits based on market appreciation of the Sub-account values.

The Insurance Charge is not deducted against assets allocated to a Fixed
Allocation. However, the amount we credit to Fixed Allocations may also reflect similar assumptions about the insurance guarantees provided under the Annuity.

Optional Benefits: If you elect to purchase the Guaranteed Return Option, we will deduct an additional charge on a daily basis from your Account Value allocated to the Sub-accounts. The additional charge is included in the daily calculation of the Unit Price for each Sub-account. If you elect to purchase one or more optional death benefits, we will deduct the annual charge from your
Account Value on the anniversary of your Annuity's Issue Date. Under certain circumstances, we may deduct a pro-rata portion of the annual charge for any optional benefit. The charge for each optional benefit is deducted in addition to the Insurance Charge due to the increased insurance risk associated with the optional benefits. Please refer to the section entitled "Death Benefit" for a description of the charge for the Optional Death Benefit. Please refer to the section entitled "Managing Your Account Value - Do you offer programs designed to guarantee a "return of premium" at a future date?" for a description of the charge for the Guaranteed Return Option.

WHAT CHARGES ARE ASSESSED BY THE PORTFOLIOS?

We do not assess any charges directly against the Portfolios. However, each
Portfolio charges a total annual fee comprised of an investment management fee, operating expenses and any distribution and service (12b-1) fees that may apply.
These fees are deducted daily by each Portfolio before it provides American
Skandia with the net asset value as of the close of business each day. More detailed information about fees and charges can be found in the prospectuses for the Portfolios. Please also see "Service Fees Payable by Underlying Funds".

WHAT CHARGES APPLY TO THE FIXED ALLOCATIONS?

No specific fee or expenses are deducted when determining the rate we credit to a Fixed Allocation. However, for some of the same reasons that we deduct the
Insurance Charge against Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Allocations. Any
CDSC or Tax Charge applies to amounts that are taken from the variable investment options or the Fixed Allocations. A Market Value Adjustment may also apply to transfers, certain withdrawals, surrender or annuitization from a Fixed
Allocation.

WHAT CHARGES APPLY IF I CHOOSE AN ANNUITY PAYMENT OPTION?

In certain states a tax is due if and when you exercise your right to receive periodic annuity payments. The amount payable will depend on the applicable jurisdiction and on the annuity payment option you select. If you select a fixed payment option, the amount of each fixed payment will depend on the Account
Value of your Annuity when you elected to annuitize. There is no specific charge deducted from these payments; however, the amount of each annuity payment reflects assumptions about our insurance expenses. If you select a variable payment option that we may offer, then the amount of your benefits will reflect changes in the value of your Annuity and will continue to be subject to an insurance charge.

EXCEPTIONS/REDUCTIONS TO FEES AND CHARGES

We may reduce or eliminate certain fees and charges or alter the manner in which the particular fee or charge is deducted. For example, we may reduce the amount of the CDSC or the length of time it applies, reduce or eliminate the amount of the Annual Maintenance Fee or reduce the portion of the total Insurance Charge that is deducted as an Administration Charge. Generally, these types of changes will be based on a reduction to our sales, maintenance or administrative expenses due to the nature of the individual or group purchasing the Annuity.
Some of the factors we might consider in making such a decision are: (a) the size and type of group; (b) the number of Annuities purchased by an Owner; (c)
the amount of Purchase Payments or likelihood of additional Purchase Payments;
and/or (d) other transactions where sales, maintenance or administrative expenses are likely to be reduced. We will not discriminate unfairly between
Annuity purchasers if and when we reduce the portion of the Insurance Charge attributed to the charge covering administrative costs.

PURCHASING YOUR ANNUITY

WHAT ARE OUR REQUIREMENTS FOR PURCHASING THE ANNUITY?

Initial Purchase Payment: You must make a minimum initial Purchase Payment of
$1,000. However, if you decide to make payments under a systematic investment or
"bank drafting" program, we will accept a lower initial Purchase Payment provided that, within the first Annuity Year, you make at least $1,000 in total
Purchase Payments.

Where allowed by law, initial Purchase Payments in excess of $1,000,000 require our approval prior to acceptance. We may apply certain limitations and/or restrictions on the Annuity as a condition of our acceptance, including limiting the liquidity features or the Death Benefit protection provided under the
Annuity, limiting the right to make additional Purchase Payments, changing the number of transfers allowable under the Annuity or restricting the Sub-accounts that are available. Other limitations and/or restrictions may apply.

Except as noted below, Purchase Payments must be submitted by check drawn on a
U.S. bank, in U.S. dollars, and made payable to American Skandia. Purchase
Payments may also be submitted via 1035 exchange or direct transfer of funds.
Under certain circumstances, Purchase Payments may be transmitted to American
Skandia via wiring funds through your investment professional's broker-dealer firm. Additional Purchase Payments may also be applied to your Annuity under an arrangement called "bank drafting" where you authorize us to deduct money directly from your bank account. We may reject any payment if it is received in an unacceptable form. Our acceptance of a check is subject to our ability to collect funds.

Age Restrictions: The Owner must be age 80 or under as of the Issue Date of the
Annuity. If the Annuity is owned jointly, the oldest of the Owners must be age
80 or under on the Issue Date. If the Annuity is owned by an entity, the
Annuitant must be age 80 or under as of the Issue Date. You should consider your need to access your Account Value and whether the Annuity's liquidity features will satisfy that need. If you take a distribution prior to age 591/2, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain.
The availability of certain optional benefits may vary based on the age of the
Owner on the Issue Date of the Annuity.

Additional Purchase Payments may be made at any time before the Annuity Date as long as the oldest Owner or Annuitant (if the Annuity is entity owned) is not over age 80.

SPECIAL CONSIDERATIONS FOR PURCHASERS OF BONUS OR CREDIT PRODUCTS

[X]  This Annuity features the same Insurance Charge as many of American
     Skandia's other variable annuities and does not charge an additional amount for the XTra CreditSM feature. However, if you make a withdrawal that exceeds the annual free withdrawal amount or choose to surrender your
     Annuity, the contingent deferred sales charge (CDSC) on this Annuity is higher and is deducted for a longer period of time as compared to our other variable annuities. If you expect that you will need to access your Account
     Value during the CDSC period and the liquidity provisions are insufficient to satisfy that need, then this Annuity may be more expensive than other variable annuities.

[X]  The XTra CreditSM amount is included in your Account Value. However,
     American Skandia may take back the original XTra CreditSM amount applied to your Purchase Payment if you die, or elect to withdraw all or a portion of your Account Value under the medically-related waiver provision, within 12 months of having received an XTra CreditSM amount. In either situation, the value of the XTra CreditSM amount could be substantially reduced. However, any investment gain on the XTra CreditSM amount will not be taken back.
     Additional conditions and restrictions apply.

[X]  We offer other annuities where we apply an XTra CreditSM to your annuity with each purchase payment you make. The XTra CreditSM amount we apply to purchase payments on those annuities is initially higher than on this
     Annuity but reduces over time and only applies during the first six annuity years. The total asset-based charges on those annuities are higher during the first 10 years but are lower than this Annuity after the 10th year. The
     CDSC is also higher and is deducted for a longer period of time than on this Annuity; however the CDSC on those annuities applies from the issue date of the annuity, not separately to each purchase payment.

Owner, Annuitant and Beneficiary Designations: On your Application, we will ask you to name the Owner(s), Annuitant and one or more Beneficiaries for your
Annuity.

[X]  Owner: The Owner(s) holds all rights under the Annuity. You may name more than one Owner in which case all ownership rights are held jointly.
     However, this Annuity does not provide a right of survivorship. Refer to the Glossary of Terms for a complete description of the term "Owner."

[X]  Annuitant: The Annuitant is the person we agree to make annuity payments to and upon whose life we continue to make such payments. You must name an
     Annuitant who is a natural person. We do not accept a designation of joint
     Annuitants during the accumulation period. Where allowed by law, you may name one or more Contingent Annuitants. A Contingent Annuitant will become the Annuitant if the Annuitant dies before the Annuity Date. Please refer to the discussion of "Considerations for Contingent Annuitants" in the Tax
     Considerations section of the Prospectus.

[X]  Beneficiary: The Beneficiary is the person(s) or entity you name to receive the death benefit. If no beneficiary is named the death benefit will be paid to you or your estate.

Your right to make certain designations may be limited if your Annuity is to be used as an IRA or other "qualified" investment that is given beneficial tax treatment under the Code. You should seek competent tax advice on the income, estate and gift tax implications of your designations.

MANAGING YOUR ANNUITY

MAY I CHANGE THE OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS?

You may change the Owner, Annuitant and Beneficiary designations by sending us a request in writing. Where allowed by law, such changes will be subject to our acceptance. Some of the changes we will not accept include, but are not limited to:

[X]  a new Owner subsequent to the death of the Owner or the first of any joint
     Owners to die, except where a spouse-Beneficiary has become the Owner as a result of an Owner's death;

[X]  a new Annuitant subsequent to the Annuity Date;

[X]  for "non-qualified" investments, a new Annuitant prior to the Annuity Date if the Annuity is owned by an entity; and

[X]  a change in Beneficiary if the Owner had previously made the designation irrevocable.

SPOUSAL OWNERS/SPOUSAL BENEFICIARIES

If an Annuity is co-owned by spouses, we will assume that the sole primary
Beneficiary is the surviving spouse unless you elect an alternative Beneficiary designation. Unless you elect an alternative Beneficiary designation, upon the death of either spousal Owner, the surviving spouse may elect to assume ownership of the Annuity instead of taking the Death Benefit payment. The Death
Benefit that would have been payable will be the new Account Value of the
Annuity as of the date of due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the beneficiary of the surviving spouse, the new
Account Value will be considered as the initial Purchase Payment. No CDSC will apply to the new Account Value. However, any additional Purchase Payments applied after the date the assumption is effective will be subject to all provisions of the Annuity, including the CDSC when applicable.

Spousal Contingent Annuitant

If the Annuity is owned by an entity and the surviving spouse is named as a
Contingent Annuitant, upon the death of the Annuitant, the surviving spouse will become the Annuitant. No Death Benefit is payable upon the death of the
Annuitant. However, the Account Value of the Annuity as of the date of due proof of death of the Annuitant (and any required proof of the spousal relationship)
will reflect the amount that would have been payable had a Death Benefit been paid.

MAY I RETURN THE ANNUITY IF I CHANGE MY MIND?

If after purchasing your Annuity you change your mind and decide that you do not want it, you may return it to us within a certain period of time known as a right to cancel period. This is often referred to as a "free-look." Depending on the state in which you purchased your Annuity and, in some states, if you purchased the Annuity as a replacement for a prior contract, the right to cancel period may be ten (10) days, twenty-one (21) days or longer, measured from the time that you received your Annuity. If you return your Annuity during the applicable period, we will refund your current Account Value plus any tax charge deducted. This amount may be higher or lower than your original Purchase
Payment. Where required by law, we will return your current Account Value or the amount of your initial Purchase Payment, whichever is greater. The same rules may apply to an Annuity that is purchased as an IRA. In any situation where we are required to return the greater of your Purchase Payment or Account Value, we may allocate your Account Value to the AST Money Market Sub-account during the right to cancel period and for a reasonable additional amount of time to allow for delivery of your Annuity. If you return your Annuity, we will not return any
Credits we applied to your Annuity based on your - Purchase Payments.

MAY I MAKE ADDITIONAL PURCHASE PAYMENTS?

The minimum amount that we accept as an additional Purchase Payment is $100 unless you participate in American Skandia's Systematic Investment Plan or a
periodic purchase payment program. We will allocate any additional Purchase
Payments you make according to your most recent allocation instructions, unless you request new allocations when you submit a new Purchase Payment. Additional
Purchase Payments may be paid at any time before the Annuity Date as long as the oldest Owner or Annuitant (if the Annuity is entity owned) is not over age 80.

MAY I MAKE SCHEDULED PAYMENTS DIRECTLY FROM MY BANK ACCOUNT?

You can make additional Purchase Payments to your Annuity by authorizing us to deduct money directly from your bank account and applying it to your Annuity.
This type of program is often called "bank drafting". We call our bank drafting program "American Skandia's Systematic Investment Plan." Purchase Payments made through bank drafting may only be allocated to the variable investment options when applied. Bank drafting allows you to invest in your Annuity with a lower initial Purchase Payment, as long as you authorize payments that will equal at least $1,000 during the first 12 months of your Annuity. We may suspend or cancel bank drafting privileges if sufficient funds are not available from the applicable financial institution on any date that a transaction is scheduled to occur.

MAY I MAKE PURCHASE PAYMENTS THROUGH A SALARY REDUCTION PROGRAM?

These types of programs are only available with certain types of qualified investments. If your employer sponsors such a program, we may agree to accept periodic Purchase Payments through a salary reduction program as long as the allocations are made only to variable investment options and the periodic
Purchase Payments received in the first year total at least $1,000.

MANAGING YOUR ACCOUNT VALUE

HOW AND WHEN ARE PURCHASE PAYMENTS INVESTED?

(See "Valuing Your Investment" for a description of our procedure for pricing initial and subsequent Purchase Payments.)

Initial Purchase Payment: Once we accept your application, we invest your net
Purchase Payment in the Annuity. The net Purchase Payment is your initial
Purchase Payment minus any tax charges that may apply. On your application we ask you to provide us with instructions for allocating your Account Value. You can allocate Account Value to one or more variable investment options or Fixed
Allocations.

In those states where we are required to return your Purchase Payment if you exercise your right to return the Annuity, we initially allocate all amounts that you choose to allocate to the variable investment options to the AST Money
Market Sub-account. At the end of the right to cancel period we will reallocate your Account Value according to your most recent allocation instructions. Where permitted by law, we will allocate your Purchase Payments according to your initial instructions, without temporarily allocating to the AST Money Market
Sub-account. To do this, we will ask that you execute our form called a "return waiver" that authorizes us to allocate your Purchase Payment to your chosen
Sub-accounts immediately. If you submit the "return waiver" and then decide to return your Annuity during the right to cancel period, you will receive your current Account Value, minus the amount of any Credits, which may be more or less than your initial Purchase Payment (see "May I Return the Annuity if I
Change my Mind?").

Subsequent Purchase Payments: We will allocate any additional Purchase Payments you make according to your current allocation instructions. If any rebalancing or asset allocation programs are in effect, the allocation should conform with such a program. We assume that your current allocation instructions are valid for subsequent Purchase Payments until you make a change to those allocations or request new allocations when you submit a new Purchase Payment.

HOW DO I RECEIVE CREDITS?

We apply a "Credit" to your Annuity's Account Value each time you make a
Purchase Payment. The amount of the Credit is payable from our general account.
The amount of the Credit depends on the cumulative amount of Purchase Payments you have made to your Annuity, payable as a percentage of each specific Purchase
Payment, according to the table below:

Cumulative Purchase Payments                                   Credit
---------------------------------------------------------------------
Between $1,000 and $9,999                                       1.5%
Between $10,000 and $4,999,999                                  4.0%
Greater than $5,000,000                                         5.0%

Credits Applied to Purchase Payments for Designated Class of Annuity Owner Where
allowed by state law, on Annuities owned by a member of the class defined below, the table of Credits we apply to Purchase Payments is deleted. The Credit applied to all Purchase Payments on such Annuities will be 8.5%.

The designated class of Annuity Owners includes: (a) any parent company, affiliate or subsidiary of ours; (b) an officer, director, employee, retiree, sales representative, or in the case of an affiliated broker-dealer, registered representative of such company; (c) a director, officer or trustee of any underlying mutual fund; (d) a director, officer or employee of any investment manager, sub-advisor, transfer agent, custodian, auditing, legal or administrative services provider that is providing investment management, advisory, transfer agency, custodianship, auditing, legal and/or administrative services to an underlying mutual fund or any affiliate of such firm; (e) a director, officer, employee or registered representative of a broker-dealer or insurance agency that has a then current selling agreement with us and/or with
American Skandia Marketing, Incorporated; (f) a director, officer, employee or authorized representative of any firm providing us or our affiliates with regular legal, actuarial, auditing, underwriting, claims, administrative, computer support, marketing, office or other services; (g) the then current spouse of any such person noted in (b) through (f), above; (h) the parents of any such person noted in (b) through (g), above; (i) the child(ren) or other legal dependent under the age of 21 of any such person noted in (b) through (h)
above; and (j) the siblings of any such persons noted in (b) through (h) above.

All other terms and conditions of the Annuity apply to Owners in the designated class.

You must notify us at the time you apply for an Annuity if you are a member of the designated class. American Skandia is not responsible for monitoring whether you qualify as a member of the designated class. Failure to inform us that you qualify as a member of the designated class may result in your Annuity receiving fewer Credits than would otherwise be applied to your Annuity.

HOW ARE CREDITS APPLIED TO MY ACCOUNT VALUE?

Each Credit is allocated to your Account Value at the time the Purchase Payment is applied to your Account Value. The amount of the Credit is allocated to the investment options in the same ratio as the applicable Purchase Payment is applied.

EXAMPLES OF APPLYING CREDITS

Initial Purchase Payment

Assume you make an initial Purchase Payment of $2,500. We would apply a 1.5%
Credit to your Purchase Payment and allocate the amount of the Credit ($37.50 =
$2,500 X .015) to your Account Value in the proportion that your Account Value is allocated.

Additional Purchase Payment (at same breakpoint) Assume that you make an additional Purchase Payment of $5,000. Because your cumulative Purchase Payments are less than the next breakpoint ($10,000), we would apply a 1.5% Credit to your Purchase Payment and allocate the amount of the Credit ($75.00 = $5,000 X
...015) to your Account Value.

Additional Purchase Payment (at higher breakpoint) Assume that you make an additional Purchase Payment of $400,000. Because your cumulative Purchase
Payments are now $407,500 (greater than the next breakpoint), we would apply a
4.0% Credit to your Purchase Payment and allocate the amount of the Credit
($16,000 = $400,000 X .04) to your Account Value.

This Annuity features the same Insurance Charge as many of American Skandia's other variable annuities and does not charge an additional amount for the XTra
CreditSM feature. However, the amount of any Credits applied to your Account
Value can be recovered by American Skandia under certain circumstances:

[X]  any Credits applied to your Account Value on Purchase Payments made within the 12 months before the date of death will be recovered.

[X]  the amount available under the medically-related surrender portion of the
     Annuity will not include the amount of any Credits payable on Purchase
     Payments made within 12 months of the date the Annuitant first became eligible for the medically-related surrender.

[X]  if you elect to "free-look" your Annuity, the amount returned to you will not include the amount of any Credits.

The value of the XTra CreditSM amount will be substantially reduced if American
Skandia recovers the XTra CreditSM amount under these circumstances. However, any investment gain on the XTra CreditSM amount will not be taken back. We do not deduct a CDSC in any situation where we recover the XTra CreditSM amount.

Examples of Recovering Credits

The following are hypothetical examples of how Credits could be recovered by
American Skandia. These examples do not cover every potential situation.

Recovery from payment of Death Benefits

1.   Assume you purchase your Annuity with an initial Purchase Payment of
     $50,000. You make an additional Purchase of $10,000 in the 6th month after the Issue Date. Both of the Purchase Payments received a 4.0% Credit, for a total of $2,400. If the Death Benefit becomes payable in the 9th month after the Issue Date, the amount of the Death Benefit would be reduced by the entire amount of the prior Credits ($2,400).

2.   Assume you purchase your Annuity with an initial Purchase Payment of
     $50,000. You make an additional Purchase of $10,000 in the 6th month after the Issue Date. Both of the Purchase Payments received a 4.0% Credit, for a total of $2,400. If death occurs in the 16th month after the Issue Date, the amount of the Death Benefit would be reduced but only in the amount of those Credits applied within the previous 12-months. Since the initial
     Purchase Payment (and the Credits that were applied) occurred more than
     12-months before the date of death, the Death Benefit would not be reduced by the amount of the Credits applied to the initial Purchase Payment.
     However, the $10,000 additional Purchase Payment was made within 12-months of the date of death. Therefore, the amount of the Death Benefit would be reduced by the amount of the Credits payable on the additional Purchase
     Payment ($400).

3.   NOTE: If the Death Benefit would otherwise have been equal to the Purchase
     Payments minus any proportional withdrawals due to poor investment performance, we will not reduce the amount of the Death Benefit by the amount of the Credits as shown in Example 2 above.

Recovery from Medically-Related Surrenders

1.   Assume you purchase your Annuity with an initial Purchase Payment of
     $50,000. You receive a Credit of $2,000 ($50,000 X .04). The Annuitant is diagnosed as terminally ill in the 6th month after the Issue Date and we grant your request to surrender your Annuity under the medically-related surrender provision. Assuming the Credits were applied within 12-months of the date of diagnosis of the terminal illness, the amount that would be payable under the medically-related surrender provision would be reduced by the entire amount of the Credits ($2,000).

2.   Assume you purchase your Annuity with an initial Purchase Payment of
     $50,000. You make an additional Purchase of $10,000 in the 6th month after the Issue Date. Both of the Purchase Payments received a 4.0% Credit, for a total of $2,400. The Annuitant is diagnosed as terminally ill in the 16th month after the Issue Date and we grant your request to surrender your
     Annuity under the medically-related surrender provision. Since the initial
     Purchase Payment (and the Credits that were applied) occurred more than
     12-months before the diagnosis, the amount that would be payable upon the medically-related surrender provision would not be reduced by the amount of the Credits applied to the initial Purchase Payment. However, the $10,000 additional Purchase Payment was made within 12-months of the date of diagnosis. Therefore, the amount that would be payable under the medically-related surrender provision would be reduced by the amount of the
     Credits payable on the additional Purchase Payment ($400).

Credits applied to estimated Purchase Payments

Under certain circumstances, we may determine the amount of Credits payable on two or more separate Purchase Payments based on the Credit percentage that would have applied had all such Purchase Payments been made at the same time. To make use of this procedure, often referred to as a "letter of intent", you must provide evidence of your intention to submit the cumulative additional Purchase
Payments within a 13-month period. A letter of intent must be provided to us prior to the Issue Date to be effective. Acceptance of a letter of intent is at our sole discretion and may be subject to restrictions as to the minimum initial
Purchase Payment that must be submitted to receive the next higher breakpoint.

Failure to inform us that you intend to submit two or more Purchase Payments within a 13-month period may result in your Annuity receiving fewer Credits than would otherwise be added to your Annuity.

If you submit a letter of intent and receive Credits on Purchase Payments at a higher Credit percentage than would have applied BUT do not submit the required
Purchase Payments during the 13-month period as required by your letter of intent, we may recover the "excess" Credits. "Excess" Credits are Credits in excess of the Credits that would have been payable without the letter of intent.
If we determine that you have received "excess" Credits, any such amounts will be taken pro-rata from the investment options based on your Account Values as of the date we act to recover the excess. If the amount of the recovery exceeds your then current Surrender Value, we will recover all remaining Account Value and terminate your Annuity.

General Information about Credits

[X]  We do not consider Credits to be "investment in the contract" for income tax purposes.

[X]  You may not withdraw the amount of any Credits under the Free Withdrawal provision. The Free Withdrawal provision only applies to withdrawals of
     Purchase Payments.

ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?

During the accumulation period you may transfer Account Value between investment options. Transfers are not subject to taxation on any gain. We currently limit the number of Sub-accounts you can invest in at any one time to twenty (20).
However, you can invest in an unlimited number of Fixed Allocations. We may require a minimum of $500 in each Sub-account you allocate Account Value to at the time of any allocation or transfer. If you request a transfer and, as a result of the transfer, there would be less than $500 in the Sub-account, we may transfer the remaining Account Value in the Sub-account pro rata to the other investment options to which you transferred.

We may impose specific restrictions on financial transactions for certain
Portfolios based on the Portfolio's investment restrictions. Currently, any purchase, redemption or transfer involving the ProFunds VP Sub-accounts must be received by us no later than one hour prior to any announced closing of the applicable securities exchange (generally, 3:00 p.m. Eastern time) to be processed on the current Valuation Day. The "cut-off" time for such financial transactions involving a ProFunds VP Sub-account will be extended to1/2hour prior to any announced closing (generally, 3:30 p.m. Eastern time) for transactions submitted electronically through American Skandia's Internet website (www.americanskandia.com).

Currently, we charge $10.00 for each transfer after the twentieth (20th) in each
Annuity Year, including transfers made as part of any rebalancing, market timing, asset allocation or similar program which you have authorized. Transfers made as part of a dollar cost averaging program do not count toward the twenty free transfer limit. Renewals or transfers of Account Value from a Fixed
Allocation at the end of its Guarantee Period are not subject to the transfer charge. We may reduce the number of free transfers allowable each Annuity Year
(subject to a minimum of eight) without charging a Transfer Fee unless you make use of electronic means to transmit your transfer requests. We may eliminate the
Transfer Fee for transfer requests transmitted electronically or through other means that reduce our processing costs.

We reserve the right to limit the number of transfers in any Annuity Year for all existing or new Owners. We also reserve the right to limit the number of transfers in any Annuity Year or to refuse any transfer request for an Owner or certain Owners if: (a) we believe that excessive trading or a specific transfer request or group of transfer requests may have a detrimental effect on Unit
Values or the share prices of the Portfolios; or (b) we are informed by one or more of the Portfolios that the purchase or redemption of shares must be restricted because of excessive trading or a specific transfer or group of transfers is deemed to have a detrimental effect on the share prices of affected
Portfolios. Without limiting the above, the most likely scenario where either of the above could occur would be if the aggregate amount of a trade or trades represented a relatively large proportion of the total assets of a particular
Portfolio. Under such a circumstance, we will process transfers according to our rules then in effect and provide notice if the transfer request was denied. If a transfer request is denied, a new transfer request may be required.

DO YOU OFFER DOLLAR COST AVERAGING?

Yes. We offer Dollar Cost Averaging during the accumulation period. Dollar Cost
Averaging allows you to systematically transfer an amount each month from one investment option to one or more other investment options. You can choose to transfer earnings only, principal plus earnings or a flat dollar amount. Dollar
Cost Averaging allows you to invest regularly each month, regardless of the current unit value (or price) of the Sub-account(s) you invest in. This enables you to purchase more units when the market price is low and fewer units when the market price is high. This may result in a lower average cost of units over time. However, there is no guarantee that Dollar Cost Averaging will result in a profit or protect against a loss in a declining market. We do not deduct a charge for participating in a Dollar Cost Averaging program.

You must have a minimum Account Value of at least $10,000 to enroll in a Dollar
Cost Averaging program.

You can Dollar Cost Average from variable investment options or Fixed
Allocations. Dollar Cost Averaging from Fixed Allocations is subject to a number of rules that include, but are not limited to the following:

[X]  You may only use Fixed Allocations with Guarantee Periods of 1, 2 or 3 years.

[X]  You may only Dollar Cost Average earnings or principal plus earnings. If transferring principal plus earnings, the program must be designed to last the entire Guarantee Period for the Fixed Allocation.

[X]  Dollar Cost Averaging transfers from Fixed Allocations are not subject to a
     Market Value Adjustment.

NOTE: When a Dollar Cost Averaging program is established from a Fixed
Allocation, the fixed rate of interest we credit to your Account Value is applied to a declining balance due to the transfers of Account Value to the
Sub-accounts during the Guarantee Period. This will reduce the effective rate of return on the Fixed Allocation over the Guarantee Period.

DO YOU OFFER ANY AUTOMATIC REBALANCING PROGRAMS?

Yes. During the accumulation period, we offer automatic rebalancing among the variable investment options you choose. You can choose to have your Account
Value rebalanced quarterly, semi-annually, or annually. On the appropriate date, your variable investment options are rebalanced to the allocation percentages you request. For example, over time the performance of the variable investment options will differ, causing your percentage allocations to shift. With automatic rebalancing, we transfer the appropriate amount from the
"overweighted" Sub-accounts to the "underweighted" Sub-accounts to return your allocations to the percentages you request. If you request a transfer from or into any variable investment option participating in the automatic rebalancing program, we will assume that you wish to change your rebalancing percentages as well, and will automatically adjust the rebalancing percentages in accordance with the transfer unless we receive alternate instructions from you.

You must have a minimum Account Value of at least $10,000 to enroll in automatic rebalancing. All rebalancing transfers made on the same day as part of an automatic rebalancing program are considered as one transfer when counting the number of transfers each year toward the maximum number of free transfers. We do not deduct a charge for participating in an automatic rebalancing program.

DO YOU OFFER PROGRAMS DESIGNED TO GUARANTEE A "RETURN OF PREMIUM" AT A FUTURE
DATE?

Yes. We offer two different programs for investors who wish to invest in the variable investment options but also wish to protect their principal, at least as of a specific date in the future. You may not want to use either of these programs if you expect to begin taking annuity payments before the program would be completed.

Balanced Investment Program

We offer a balanced investment program where a portion of your Account Value is allocated to a Fixed Allocation and the remaining Account Value is allocated to the variable investment options that you select. When you enroll in the Balanced
Investment Program, you choose the duration that you wish the program to last.
This determines the duration of the Guarantee Period for the Fixed Allocation.
Based on the fixed rate for the Guarantee Period chosen, we calculate the portion of your Account Value that must be allocated to the Fixed Allocation to grow to a specific "principal amount" (such as your initial Purchase Payment).
We determine the amount based on the rates then in effect for the Guarantee
Period you choose. If you continue the program until the end of the Guarantee
Period and make no withdrawals or transfers, at the end of the Guarantee Period, the Fixed Allocation will have grown to equal the "principal amount".
Withdrawals or transfers from the Fixed Allocation before the end of the
Guarantee Period will terminate the program and may be subject to a Market Value
Adjustment. You can transfer the Account Value that is not allocated to the
Fixed Allocation between any of the Sub-accounts available under the Annuity.
Account Value you allocate to the variable investment options is subject to market fluctuations and may increase or decrease in value. We do not deduct a charge for participating in the Balanced Investment Program.

Example

Assume you invest $100,000. You choose a 10-year program and allocate a portion of your Account Value to a Fixed Allocation with a 10-year Guarantee Period. The rate for the 10-year Guarantee Period is 5.33%*. Based on the fixed interest rate for the Guarantee Period chosen, the factor is 0.594948 for determining how much of your Account Value will be allocated to the Fixed Allocation. That means that $59,495 will be allocated to the Fixed Allocation and the remaining Account
Value ($41,505) will be allocated to the variable investment options. Assuming that you do not make any withdrawals from the Fixed Allocation, it will grow to
$100,000 at the end of the Guarantee Period. Of course we cannot predict the value of the remaining Account Value that was allocated to the variable investment options.

*    The rate in this example is hypothetical and may not reflect the current rate for Guarantee Periods of this duration.

Guaranteed Return Option (GRO)SM

We also offer a seven-year program where we monitor your Account Value daily and systematically transfer amounts between Fixed Allocations and the variable investment options you choose. American Skandia guarantees that at the end of the seventh (7th) year from commencement of the program (or any program restart date), you will receive no less than your Account Value on the date you elected to participate in the program, including any Credits we applied to your Purchase
Payments ("commencement value"). On the program maturity date, if your Account
Value is below the commencement value, American Skandia will apply additional amounts to your Annuity so that it is equal to commencement value or your
Account Value on the date you elect to restart the program duration. Any amounts added to your Annuity will be applied to the AST Money Market Sub-account, unless you provide us with alternative instructions. We will notify you of any amounts added to your Annuity under the program. We do not consider amounts added to your Annuity to be "investment in the contract" for income tax purposes.

Account Value is only transferred to and maintained in Fixed Allocations to the extent we, in our sole discretion, deem it is necessary to support our guarantee under the program. This differs from the Balanced Investment Program where a set amount is allocated to a Fixed Allocation regardless of the performance of the underlying Sub-accounts. With the Guaranteed Return Option, your Annuity is able to participate in the upside potential of the Sub-accounts while only transferring amounts to Fixed Allocations to protect against significant market downturns. NOTE: If a significant amount of your Account Value is systematically transferred to Fixed Allocations during prolonged market declines, less of your
Account Value may be immediately available to participate in the upside potential of the Sub-accounts if there is a subsequent market recovery.

Each business day we monitor the performance of your Account Value to determine whether it is greater than, equal to or below our "reallocation trigger", described below. Based on the performance of the Sub-accounts in which you choose to allocate your Account Value relative to the reallocation trigger, we may transfer some or all of your Account Value to or from a Fixed Allocation.
You have complete discretion over the allocation of your Account Value that remains allocated in the variable investment options. However, we reserve the right to restrict certain Portfolios if you participate in the program.

[X]  Account Value greater than or equal to reallocation trigger: Your Account
     Value in the variable investment options remains allocated according to your most recent instructions. If a portion of Account Value was previously allocated to a Fixed Allocation, those amounts may be transferred from the
     Fixed Allocation and re-allocated to the variable investment options pro-rata according to your current allocations. A Market Value Adjustment will apply.

[X]  Account Value below reallocation trigger: A portion of your Account Value in the variable investment options is transferred to a new Fixed
     Allocation. These amounts are transferred on a pro-rata basis from the variable investment options. The new Fixed Allocation will have a Guarantee
     Period equal to the remaining duration in the Guaranteed Return Option. The
     Account Value applied to the new Fixed Allocation will be credited with the fixed interest rate then being applied to a new Fixed Allocation of the next higher yearly duration. The Account Value will remain invested in the
     Fixed Allocation until the maturity date of the program unless, at an earlier date, your Account Value is at or above the reallocation trigger and amounts can be transferred to the variable investment options (as described above) while maintaining the guarantee protection under the program.

American Skandia uses an allocation mechanism based on assumptions of expected and maximum market volatility to determine the reallocation trigger. The allocation mechanism is used to determine the allocation of Account Value between Fixed Allocations and the Sub-accounts you choose. American Skandia reserves the right to change the allocation mechanism and the reallocation trigger at its discretion, subject to regulatory approval where required. Any change to the allocation mechanism and/or the reallocation trigger will only apply to programs that begin after the change is effective.

Program Termination

The Guaranteed Return Option will terminate on its maturity date. You can elect to participate in a new Guaranteed Return Option or re-allocate your Account
Value at that time. Upon termination, any Account Value allocated to the Fixed
Allocations will be transferred to the AST Money Market Sub-account, unless you provide us with alternative instructions.

SPECIAL CONSIDERATIONS UNDER THE GUARANTEED RETURN OPTION

This program is subject to certain rules and restrictions, including, but not limited to the following:

[X]  You may terminate the Guaranteed Return Option at any time. American
     Skandia does not provide any guarantees upon termination of the program.

[X]  Withdrawals from your Annuity while the program is in effect will reduce the guaranteed amount under the program in proportion to your Account Value at the time of the withdrawal. Withdrawals will be subject to all other provisions of the Annuity, including any Contingent Deferred Sales Charge or Market Value Adjustment that would apply.

[X]  Additional Purchase Payments applied to the Annuity while the program is in effect will only increase the amount guaranteed; however, all or a portion of any additional Purchase Payments may be allocated to the Fixed
     Allocations.

[X]  Annuity Owners cannot transfer Account Value to or from a Fixed Allocation while participating in the program and cannot participate in any dollar cost averaging program that transfers Account Value from a Fixed Allocation to the variable investment options.

[X]  Transfers from Fixed Allocations will be subject to the Market Value
     Adjustment formula under the Annuity; however, the 0.10% "cushion" feature of the formula will not apply. A Market Value Adjustment may be either positive or negative. Transfer amounts will be taken from the most recently applied Fixed Allocation.

[X]  Transfers from the Sub-accounts to Fixed Allocations or from Fixed
     Allocations to the Sub-accounts under the program will not count toward the maximum number of free transfers allowable under the Annuity.

[X]  The Guaranteed Return Option will terminate: (a) upon the death of the
     Owner or the Annuitant (in an entity owned contract); and (b) as of the date Account Value is applied to begin annuity payments.

[X]  You can elect to restart the seven (7) year program duration on any anniversary of the Issue Date of the Annuity. The Account Value on the date the restart is effective will become the new commencement value. You can only elect the program once per Annuity Year.

Charges under the Program

We deduct a charge equal to 0.25% per year to participate in the Guaranteed
Return Option. The annual charge is deducted daily against your Account Value allocated to the Sub-accounts. Account Value allocated to Fixed Allocations under the program is not subject to the charge. The charge is deducted to compensate American Skandia for: (a) the risk that your Account Value on the maturity date of the program is less than the amount guaranteed; and (b)
administration of the program.

Effective November 18, 2002, American Skandia changed the manner in which the annual charge for the Guaranteed Return Option is deducted to the method described above. The annual charge for the Guaranteed Return Option for Owners who elected the benefit between January 23, 2002 and November 15, 2002 and subsequent to November 19, 2002 in those states where the daily deduction of the charge has not been approved, is deducted annually, in arrears, according to the prospectus in effect as of the date the program was elected. Owners who terminate and then re-elect the Guaranteed Return Option or elect to restart the
Guaranteed Return Option at any time after November 18, 2002 will be subject to the charge method described above.

MAY I AUTHORIZE MY INVESTMENT PROFESSIONAL TO MANAGE MY ACCOUNT?

Yes. You may authorize your investment professional to direct the allocation of your Account Value and to request financial transactions between investment options while you are living, subject to our rules. You must contact us immediately if and when you revoke such authority. We will not be responsible for acting on instructions from your investment professional if you fail to inform us that such person's authority has been revoked. We may also suspend, cancel or limit these privileges at any time. We will notify you if we do.

We or an affiliate of ours may provide administrative support to licensed, registered investment professionals or investment advisors who you authorize to make financial transactions on your behalf. These investment professionals may be firms or persons who also are appointed by us as authorized sellers of the
Annuity. However, we do not offer advice about how to allocate your Account
Value under any circumstance. Any investment professionals you engage to provide advice and/or make transfers for you is not acting on our behalf. We are not responsible for any recommendations such investment professionals make, any market timing or asset allocation programs they choose to follow or any specific transfers they make on your behalf.

We may require investment professionals or investment advisors, who are authorized by multiple contract owners to make financial transactions, to enter into an administrative agreement with American Skandia as a condition of our accepting transactions on your behalf. The administrative agreement may impose limitations on the investment professional's or investment advisor's ability to request financial transactions on your behalf. These limitations are intended to minimize the detrimental impact of an investment professional who is in a position to transfer large amounts of money for multiple clients in a particular
Portfolio or type of portfolio or to comply with specific restrictions or limitations imposed by a Portfolio(s) on American Skandia. The administrative agreement may limit the available investment options, require advance notice of large transactions, or impose other trading limitations on your investment professional. Your investment professional will be informed of all such restrictions on an ongoing basis. We may also require that your investment professional transmit all financial transactions using the electronic trading functionality available through our Internet website (www.americanskandia.com).
Limitations that we may impose on your investment professional or investment advisor under the terms of the administrative agreement do not apply to financial transactions requested by an Owner on their own behalf, except as otherwise described in this Prospectus.

HOW DO THE FIXED INVESTMENT OPTIONS WORK?

We credit the fixed interest rate to the Fixed Allocation throughout a set period of time called a "Guarantee Period." Fixed Allocations currently are offered with Guarantee Periods from 1 to 10 years. We may make Fixed Allocations of different durations available in the future, including Fixed Allocations offered exclusively for use with certain optional investment programs. Fixed
Allocations may not be available in all states and may not always be available for all Guarantee Periods depending on market factors and other considerations.

The interest rate credited to a Fixed Allocation is the rate in effect when the
Guarantee Period begins and does not change during the Guarantee Period. The rates are an effective annual rate of interest. We determine the interest rates for the various Guarantee Periods. At the time that we confirm your Fixed
Allocation, we will advise you of the interest rate in effect and the date your
Fixed Allocation matures. We may change the rates we credit new Fixed
Allocations at any time. Any change in interest rate does not affect Fixed
Allocations that were in effect before the date of the change. To inquire as to the current rates for Fixed Allocations, please call 1-800-766-4530.

A Guarantee Period for a Fixed Allocation begins:

[X]  when all or part of a net Purchase Payment is allocated to that particular
     Guarantee Period;

[X]  upon transfer of any of your Account Value to a Fixed Allocation for that particular Guarantee Period; or

[X]  when you "renew" a Fixed Allocation by electing a new Guarantee Period.

To the extent permitted by law, we may establish different interest rates for
Fixed Allocations offered to a class of Owners who choose to participate in various optional investment programs we make available. This may include, but is not limited to, Owners who elect to use Fixed Allocations under a dollar cost averaging program (see "Do You Offer Dollar Cost Averaging?") or a balanced investment program (see "Do you offer programs designed to guarantee a "Return of Premium" at a future date?"). The interest rate credited to Fixed Allocations offered to this class of purchasers may be different than those offered to other purchasers who choose the same Guarantee Period but who do not participate in an optional investment program. Any such program is at our sole discretion.

HOW DO YOU DETERMINE RATES FOR FIXED ALLOCATIONS?

We do not have a specific formula for determining the fixed interest rates for
Fixed Allocations. Generally the interest rates we offer for Fixed Allocations will reflect the investment returns available on the types of investments we make to support our fixed rate guarantees. These investment types may include cash, debt securities guaranteed by the United States government and its agencies and instrumentalities, money market instruments, corporate debt obligations of different durations, private placements, asset-backed obligations and municipal bonds. In determining rates we also consider factors such as the length of the Guarantee Period for the Fixed Allocation, regulatory and tax requirements, liquidity of the markets for the type of investments we make, commissions, administrative and investment expenses, our insurance risks in relation to the Fixed Allocations, general economic trends and competition. Some of these considerations are similar to those we consider in determining the
Insurance Charge that we deduct from Account Value allocated to the
Sub-accounts.

We will credit interest on a new Fixed Allocation in an existing Annuity at a rate not less than the rate we are then crediting to Fixed Allocations for the same Guarantee Period selected by new Annuity purchasers in the same class.

The interest rate we credit for a Fixed Allocation is subject to a minimum.
Please refer to the Statement of Additional Information. In certain states the interest rate may be subject to a minimum under state law or regulation.

HOW DOES THE MARKET VALUE ADJUSTMENT WORK?

If you transfer or withdraw Account Value from a Fixed Allocation more than 30 days before the end of its Guarantee Period, we will adjust the value of your investment based on a formula, called a "Market Value Adjustment" or "MVA". The amount of any Market Value Adjustment can be either positive or negative, depending on the movement of a combination of Strip Yields on Strips and an
Option-adjusted Spread (each as defined below) between the time that you purchase the Fixed Allocation and the time you make a transfer or withdrawal.
The Market Value Adjustment formula compares the combination of Strip Yields for
Strips and the Option-adjusted Spreads as of the date the Guarantee Period began with the combination of Strip Yields for Strips and the Option-adjusted Spreads as of the date the MVA is being calculated. In certain states the amount of any
Market Value Adjustment may be limited under state law or regulation. If your
Annuity is governed by the laws of that state, any Market Value Adjustment that applies will be subject to our rules for complying with such law or regulation.

[X]  "Strips" are a form of security where ownership of the interest portion of
     United States Treasury securities are separated from ownership of the underlying principal amount or corpus.

[X]  "Strip Yields" are the yields payable on coupon Strips of United States
     Treasury securities.

[X]  "Option-adjusted Spread" is the difference between the yields on corporate debt securities (adjusted to disregard options on such securities) and government debt securities of comparable duration. We currently use the
     Merrill Lynch 1 to 10 year Investment Grade Corporate Bond Index of
     Option-adjusted Spreads.

MVA FORMULA

The MVA formula is applied separately to each Fixed Allocation to determine the
Account Value of the Fixed Allocation on a particular date. The formula is as follows:

[(1+I) / (1+J+0.0010)]N/365

where:

I is the Strip Yield as of the start date of the Guarantee Period for coupon
Strips maturing at the end of the applicable Guarantee Period plus the
Option-adjusted Spread. If there are no Strips maturing at that time, we will use the Strip Yield for the Strips maturing as soon as possible after the
Guarantee Period ends.

J is the Strip Yield as of the date the MVA formula is being applied for coupon
Strips maturing at the end of the applicable Guarantee Period plus the
Option-adjusted Spread. If there are no Strips maturing at that time, we will use the Strip Yield for the Strips maturing as soon as possible after the
Guarantee Period ends.

N is the number of days remaining in the original Guarantee Period.

If you surrender your Annuity under the right to cancel provision, the MVA formula is [(1 + I)/(1 + J)]N/365.

MVA Examples

The following hypothetical examples show the effect of the MVA in determining
Account Value. Assume the following:

[X]  On December 31, 2000, you allocate $50,000 into a Fixed Allocation with a
     Guarantee Period of 5 years (e.g. the Maturity Date is December 31, 2005).

[X]  The Strip Yields for coupon Strips beginning on December 31, 2000 and maturing on December 31, 2005 plus the Option-adjusted Spread is 5.50% (I =
     5.50%).

[X]  You make no withdrawals or transfers until you decided to withdraw the entire Fixed Allocation after exactly three (3) years, therefore 730 days remain before the Maturity Date (N = 730).

Example of Positive MVA

Assume that at the time you request the withdrawal, the Strip Yields for Strips maturing on December 31, 2005 plus the Option-adjusted Spread is 4.00% (J =
4.00%). Based on these assumptions, the MVA would be calculated as follows:

MVA Factor = [(1+I)/(1+J+0.0010)]N/365 = [1.055/1.041]2 = 1.027078
Interim Value = $57,881.25
Account Value after MVA = Interim Value X MVA Factor = $59,448.56

Example of Negative MVA

Assume that at the time you request the withdrawal, the Strip Yields for Strips maturing on December 31, 2005 plus the Option-adjusted Spread is 7.00% (J =
7.00%). Based on these assumptions, the MVA would be calculated as follows:

MVA Factor = [(1+I)/(1+J+0.0010)]N/365 = [1.055/1.071)]2 = 0.970345
Interim Value = $57,881.25
Account Value after MVA = Interim Value X MVA Factor = $56,164.78.

WHAT HAPPENS WHEN MY GUARANTEE PERIOD MATURES?

The "Maturity Date" for a Fixed Allocation is the last day of the Guarantee
Period. Before the Maturity Date, you may choose to renew the Fixed Allocation for a new Guarantee Period of the same or different length or you may transfer all or part of that Fixed Allocation's Account Value to another Fixed Allocation or to one or more Sub-accounts. We will notify you before the end of the
Guarantee Period about the fixed interest rates that we are currently crediting to all Fixed Allocations that are being offered. The rates being credited to
Fixed Allocations may change before the Maturity Date. We will not charge a MVA if you choose to renew a Fixed Allocation on its Maturity Date or transfer the
Account Value to one or more variable investment options.

If you do not specify how you want a Fixed Allocation to be allocated on its
Maturity Date, we will then transfer the Account Value of the Fixed Allocation to the AST Money Market Sub-account. You can then elect to allocate the Account
Value to any of the Sub-accounts or to a new Fixed Allocation.

ACCESS TO ACCOUNT VALUE

WHAT TYPES OF DISTRIBUTIONS ARE AVAILABLE TO ME?

During the accumulation period you can access your Account Value through Partial
Withdrawals, Systematic Withdrawals, and where required for tax purposes,
Minimum Distributions. You can also surrender your Annuity at any time. We may deduct a portion of the Account Value being withdrawn or surrendered as a CDSC.
The CDSC will be assessed on the amount of Purchase Payments being withdrawn, not on the Account Value at the time of the withdrawal or surrender. If you surrender your Annuity, in addition to any CDSC, we may deduct the Annual
Maintenance Fee, any Tax Charge that applies and the charge for any optional benefits. We may also apply a Market Value Adjustment to any Fixed Allocations.
Certain amounts may be available to you each Annuity Year that are not subject to a CDSC. These are called "Free Withdrawals." In addition, under certain circumstances, we may waive the CDSC for surrenders made for qualified medical reasons or for withdrawals made to satisfy Minimum Distribution requirements.
Unless you notify us differently, withdrawals are taken pro-rata based on the
Account Value in the investment options at the time we receive your withdrawal request. Each of these types of distributions is described more fully below.

ARE THERE TAX IMPLICATIONS FOR DISTRIBUTIONS?
(For more information, see "Tax Considerations")

During the Accumulation Period

A distribution during the accumulation period is deemed to come first from any
"gain" in your Annuity and second as a return of your "tax basis", if any.
Distributions from your Annuity are generally subject to ordinary income taxation on the amount of any investment gain unless the distribution qualifies as a non-taxable exchange or transfer. If you take a distribution prior to the taxpayer's age 59 1/2, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain. You may wish to consult a professional tax advisor for advice before requesting a distribution.

During the Annuitization Period

During the annuitization period, a portion of each annuity payment is taxed as ordinary income at the tax rate you are subject to at the time of the payment.
The Code and regulations have "exclusionary rules" that we use to determine what portion of each annuity payment should be treated as a return of any tax basis you have in the Annuity. Once the tax basis in the Annuity has been distributed, the remaining annuity payments are taxable as ordinary income. The tax basis in the Annuity may be based on the tax-basis from a prior contract in the case of a
1035 exchange or other qualifying transfer.

CAN I WITHDRAW A PORTION OF MY ANNUITY?

Yes, you can make a withdrawal during the accumulation period.

[X]  To meet liquidity needs, you can withdraw a limited amount from your
     Annuity during each of Annuity Years 1-8 without a CDSC being applied. We call this the "Free Withdrawal" amount. The Free Withdrawal amount is not available if you choose to surrender your Annuity. Amounts withdrawn as a
     Free Withdrawal do not reduce the amount of CDSC that may apply upon a subsequent withdrawal or surrender of the Annuity. The minimum Free
     Withdrawal you may request is $100.

[X]  You can also make withdrawals in excess of the Free Withdrawal amount. We call this a "Partial Withdrawal." The amount that you may withdraw will depend on the Annuity's Surrender Value. The Surrender Value is equal to your Account Value minus any CDSC, the Annual Maintenance Fee, the Tax
     Charge, any charges for optional benefits and any Market Value Adjustment that may apply to any Fixed Allocations. After any Partial Withdrawal, your
     Annuity must have a Surrender Value of at least $1,000, or we may treat the
     Partial Withdrawal request as a request to fully surrender your Annuity.
     The minimum Partial Withdrawal you may request is $100.

When we determine if a CDSC applies to Partial Withdrawals and Systematic
Withdrawals, we will first determine what, if any, amounts qualify as a Free
Withdrawal. Those amounts are not subject to the CDSC. Partial Withdrawals or
Systematic Withdrawals of amounts greater than the maximum Free Withdrawal amount will be subject to a CDSC.

You may request a withdrawal for an exact dollar amount after deduction of any
CDSC that applies (called a "net withdrawal") or request a gross withdrawal from which we will deduct any CDSC that applies, resulting in less money being payable to you than the amount you requested. If you request a net withdrawal, the amount deducted from your Account Value to pay the CDSC may also be subject to a CDSC.

Partial Withdrawals may also be available following annuitization but only if you choose certain annuity payment options.

To request the forms necessary to make a withdrawal from your Annuity, call
1-800-766-4530 or visit our Internet Website at www.americanskandia.com.

HOW MUCH CAN I WITHDRAW AS A FREE WITHDRAWAL?

Annuity Year 1-8

The maximum Free Withdrawal amount during each of Annuity Years 1 through 8
(when a CDSC would otherwise apply to a partial withdrawal or surrender of your initial Purchase Payment) is 10% of each Purchase Payment that has been invested in the Annuity for eight years or less. Withdrawals of amounts greater than the maximum Free Withdrawal amount are treated as a withdrawal of Purchase Payments and will be assessed a CDSC. We may apply a Market Value Adjustment to any Fixed
Allocations. The 10% Free Withdrawal amount is not cumulative. If you do not make a Free Withdrawal during an Annuity Year, you are not allowed to carry over the Free Withdrawal amount to the next Annuity Year.

ANNUITY YEAR 9+

After Annuity Year 8, the maximum Free Withdrawal amount is the sum of:

[X]  10% of any Purchase Payments applied to your Annuity after the Issue Date to which a CDSC would apply upon a partial withdrawal or surrender.

[X]  100% of your initial Purchase Payment or all Purchase Payments not previously withdrawn to which a CDSC would not apply upon a partial withdrawal or surrender.

[X]  100% of any "growth" in the Annuity.

"Growth" equals the current Account Value minus all Purchase Payments that have not previously been withdrawn. For purposes of this provision, any XTra Credit amount we applied to your Purchase Payments are not considered "growth" and are not available as a Free Withdrawal.

After the 8th Annuity Year, a CDSC will only apply to withdrawals of Purchase
Payments applied to the Annuity after Annuity Year 1 and, for those Purchase
Payments, the CDSC will only apply until the end of the applicable CDSC period.

NOTE: Amounts that you have withdrawn as a Free Withdrawal will not reduce the amount of any CDSC that we deduct if, during the first eight (8) Annuity Years, you make a partial withdrawal or choose to surrender the Annuity. The minimum
Free Withdrawal you may request is $100.

We may reduce or eliminate the amount available as a Free Withdrawal if your
Annuity is used in connection with certain plans that receive special tax treatment under the Code.

EXAMPLES

1.   Assume you make an initial Purchase Payment of $10,000 and make no additional Purchase Payments. The maximum Free Withdrawal amount during each of the first eight Annuity Years would be 10% of $10,000, or $1,000.

2.   Assume you make an initial Purchase Payment of $10,000 and make an additional Purchase Payment of $15,000 in Annuity Year 2. The maximum Free
     Withdrawal amount during Annuity Year 3 through 8 would be 10% of $25,000, or $2,500. In Annuity Year 9, the maximum Free Withdrawal amount would be
     10% of the $15,000 Purchase Payment applied in Annuity Year 2 ($1,500) plus
     100% of the initial Purchase Payment ($10,000) and any "growth" under the
     Annuity.

3.   Assume you make an initial Purchase Payment of $10,000 and take a Free
     Withdrawal of $500 in Annuity Year 2 and $1,000 in Annuity Year 3. If you
     surrender your Annuity in Annuity Year 5, the CDSC will be assessed against the initial Purchase Payment amount ($10,000), not the amount of Purchase
     Payments reduced by the amounts that were withdrawn under the Free
     Withdrawal provision.

IS THERE A CHARGE FOR A PARTIAL WITHDRAWAL?

A CDSC may be assessed against a Partial Withdrawal during the accumulation period. Whether a CDSC applies and the amount to be charged depends on whether the Partial Withdrawal exceeds any Free Withdrawal amount and, if so, the number of years that have elapsed since the Purchase Payment being withdrawn has been invested in the Annuity.

1.   If you request a Partial Withdrawal, we determine if the amount you requested is available as a Free Withdrawal (in which case it would not be subject to a CDSC);

2.   If the amount requested exceeds the available Free Withdrawal amount:

[X]  First, we withdraw the amount from Purchase Payments that have been invested for longer than the CDSC period, if any (with your Annuity, eight
     (8) years);

[X]  Second, we withdraw the remaining amount from the Purchase Payments that are still subject to a CDSC. We withdraw the "oldest" of your Purchase
     Payments first so that the lowest CDSC will apply to the amount withdrawn.
     The maximum Free Withdrawal amount during each of Annuity Years 1 through 8 is 10% of all Purchase Payments. Withdrawals of amounts greater than the maximum Free Withdrawal amount are treated as a withdrawal of Purchase
     Payments and will be assessed a CDSC. If, during Annuity Years 1 through 8, all Purchase Payments are withdrawn subject to a CDSC, then any subsequent withdrawals will be withdrawn from any gain in the Annuity, which may include Credits.

For purposes of calculating the CDSC on a partial withdrawal, the Purchase
Payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior withdrawals under the Free Withdrawal provision or if your Account Value has declined in value due to negative market performance.

3.   If the amount requested exceeds the amounts available under Item #2 above, we withdraw the remaining amount from any other Account Value (including
     Account Value due to Credits).

CAN I MAKE PERIODIC WITHDRAWALS FROM THE ANNUITY DURING THE ACCUMULATION PERIOD?

YES. We call these "Systematic Withdrawals." You can receive Systematic
Withdrawals of earnings only, principal plus earnings or a flat dollar amount.
Systematic Withdrawals may be subject to a CDSC. We will determine whether a
CDSC applies and the amount in the same way as we would for a Partial
Withdrawal.

Systematic Withdrawals can be made from Account Value allocated to the variable investment options or Fixed Allocations. Generally, Systematic Withdrawals from
Fixed Allocations are limited to earnings accrued after the program of
Systematic Withdrawals begins, or payments of fixed dollar amounts that do not exceed such earnings. Systematic Withdrawals are available on a monthly, quarterly, semi-annual or annual basis. The Surrender Value of your Annuity must be at least $20,000 before we will allow you to begin a program of Systematic
Withdrawals.

The minimum amount for each Systematic Withdrawal is $100. If any scheduled
Systematic Withdrawal is for less than $100, we may postpone the withdrawal and add the expected amount to the amount that is to be withdrawn on the next scheduled Systematic Withdrawal.

DO YOU OFFER A PROGRAM FOR WITHDRAWALS UNDER SECTION 72(T) OF THE INTERNAL
REVENUE CODE?

Yes. If your Annuity is used as a funding vehicle for certain retirement plans that receive special tax treatment under Sections 401, 403(b) or 408 of the
Code, Section 72(t) of the Code may provide an exception to the 10% penalty tax on distributions made prior to age 59 1/2if you elect to receive distributions as a series of "substantially equal periodic payments". Distributions received under this provision in any Annuity Year that exceed the maximum amount available as a free withdrawal will be subject to a CDSC. We may apply a Market
Value Adjustment to any Fixed Allocations. To request a program that complies with Section 72(t), you must provide us with certain required information in writing on a form acceptable to us. We may require advance notice to allow us to calculate the amount of 72(t) withdrawals. The Surrender Value of your Annuity must be at least $20,000 before we will allow you to begin a program for withdrawals under Section 72(t). The minimum amount for any such withdrawal is
$100.

You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments before age 59 1/2that are not subject to the 10% penalty.

WHAT ARE MINIMUM DISTRIBUTIONS AND WHEN WOULD I NEED TO MAKE THEM?

(See "Tax Considerations" for a further discussion of Minimum Distributions.)

Minimum Distributions are a type of Systematic Withdrawal we allow to meet distribution requirements under Sections 401, 403(b) or 408 of the Code. Under the Code, you may be required to begin receiving periodic amounts from your
Annuity. In such case, we will allow you to make Systematic Withdrawals in amounts that satisfy the minimum distribution rules under the Code. We do not assess a CDSC on Minimum Distributions from your Annuity if you are required by law to take such Minimum Distributions from your Annuity at the time it is taken. However, a CDSC may be assessed on that portion of a Systematic
Withdrawal that is taken to satisfy the minimum distribution requirements in relation to other savings or investment plans under other qualified retirement plans not maintained with American Skandia.

The amount of the required Minimum Distribution for your particular situation may depend on other annuities, savings or investments. We will only calculate the amount of your required Minimum Distribution based on the value of your
Annuity. We require three (3) days advance written notice to calculate and process the amount of your payments. You may elect to have Minimum Distributions paid out monthly, quarterly, semi-annually or annually. The $100 minimum that applies to Systematic Withdrawals does not apply to Minimum Distributions.

You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments and satisfying the Minimum Distribution requirements under the Code.

CAN I SURRENDER MY ANNUITY FOR ITS VALUE?

Yes. During the accumulation period you can surrender your Annuity at any time.
Upon surrender, you will receive the Surrender Value. Upon surrender of your
Annuity, you will no longer have any rights under the Annuity.

For purposes of calculating the CDSC on surrender, the Purchase Payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior withdrawals under the Free Withdrawal provision or if your Account Value has declined in value due to negative market performance. We may apply a Market
Value Adjustment to any Fixed Allocations.

Under certain annuity payment options, you may be allowed to surrender your
Annuity for its then current value.

To request the forms necessary to surrender your Annuity, call 1-800-766-4530 or visit our Internet Website at www.americanskandia.com.

WHAT IS A MEDICALLY-RELATED SURRENDER AND HOW DO I QUALIFY?

Where permitted by law, you may request to surrender your Annuity prior to the
Annuity Date without application of any CDSC upon occurrence of a medically-related "Contingency Event". We may apply a Market Value Adjustment to any Fixed Allocations. The amount payable will be your Account Value minus: (a)
the amount of any Credits applied within 12 months of the applicable
"Contingency Event" as defined below; and (b) the amount of any Credits added in conjunction with any Purchase Payments received after our receipt of your request for a medically-related surrender (i.e. Purchase Payments received at such time pursuant to a salary reduction program.

This waiver of any applicable CDSC is subject to our rules, including but not limited to the following:

[X]  the Annuitant must be named or any change of Annuitant must be accepted by us, prior to the "Contingency Event" described below;

[X]  the Annuitant must be alive as of the date we pay the proceeds of such surrender request;

[X]  if the Owner is one or more natural persons, all such Owners must also be alive at such time;

[X]  we must receive satisfactory proof of the Annuitant's confinement in a
     Medical Care Facility or Fatal Illness in writing on a form satisfactory to us; and

[X]  this benefit is not available if the total Purchase Payments received exceed $500,000 for all annuities issued by us with this benefit where the same person is named as Annuitant.

A "Contingency Event" occurs if the Annuitant is:

[X]  first confined in a "Medical Care Facility" while your Annuity is in force and remains confined for at least 90 days in a row; or

[X]  first diagnosed as having a "Fatal Illness" while your Annuity is in force.

The definitions of "Medical Care Facility" and "Fatal Illness," as well as additional terms and conditions, are provided in your Annuity. Specific details and definitions in relation to this benefit may differ in certain jurisdictions.

WHAT TYPES OF ANNUITY OPTIONS ARE AVAILABLE?

We currently make annuity options available that provide fixed annuity payments, variable payments or adjustable payments. Fixed options provide the same amount with each payment. Variable options generally provide a payment which may increase or decrease depending on the investment performance of the
Sub-accounts. However, currently, we also make a variable payment option that has a guarantee feature. Adjustable options provide a fixed payment that is periodically adjusted based on current interest rates. We do not guarantee to make any annuity payment options available in the future. For additional information on annuity payment options you may request a Statement of Additional
Information.

When you purchase an Annuity, or at a later date, you may choose an Annuity
Date, an annuity option and the frequency of annuity payments. You may change your choices before the Annuity Date under the terms of your contract. A maximum
Annuity Date may be required by law. The Annuity Date may depend on the annuity option you choose. Certain annuity options may not be available depending on the age of the Annuitant. You may not annuitize and receive annuity payments within the first Annuity Year.

Certain of these annuity options may be available to Beneficiaries who choose to receive the Death Benefit proceeds as a series of payments instead of a lump sum payment.

OPTION 1

Payments for Life: Under this option, income is payable periodically until the death of the "key life". The "key life" (as used in this section) is the person or persons upon whose life annuity payments are based. No additional annuity payments are made after the death of the key life. Since no minimum number of payments is guaranteed, this option offers the largest amount of periodic payments of the life contingent annuity options. It is possible that only one payment will be payable if the death of the key life occurs before the date the second payment was due, and no other payments nor death benefits would be payable. This Option is currently available on a fixed or variable basis. Under this option, you cannot make a partial or full surrender of the annuity.

OPTION 2

Payments Based on Joint Lives: Under this option, income is payable periodically during the joint lifetime of two key lives, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the survivor's death. No minimum number of payments is guaranteed under this option. It is possible that only one payment will be payable if the death of all the key lives occurs before the date the second payment was due, and no other payments or death benefits would be payable. This Option is currently available on a fixed or variable basis. Under this option, you cannot make a partial or full surrender of the annuity.

OPTION 3

Payments for Life with a Certain Period: Under this option, income is payable until the death of the key life. However, if the key life dies before the end of the period selected (5, 10 or 15 years), the remaining payments are paid to the
Beneficiary until the end of such period. This Option is currently available on a fixed or variable basis. If you elect to receive payments on a variable basis under this option, you can request partial or full surrender of the annuity and receive its then current cash value (if any) subject to our rules.

OPTION 4

Fixed Payments for a Certain Period: Under this option, income is payable periodically for a specified number of years. If the payee dies before the end of the specified number of years, the remaining payments are paid to the
Beneficiary until the end of such period. Note that under this option, payments are not based on any assumptions of life expectancy. Therefore, that portion of the Insurance Charge assessed to cover the risk that key lives outlive our expectations provides no benefit to an Owner selecting this option. Under this option, you cannot make a partial or full surrender of the annuity.

OPTION 5

Variable Payments for Life with a Cash Value: Under this option, benefits are payable periodically until the death of the key life. Benefits may increase or decrease depending on the investment performance of the Sub-accounts. This option has a cash value that also varies with the investment performance of the
Sub-account. The cash value provides a "cushion" from volatile investment performance so that negative investment performance does not automatically result in a decrease in the annuity payment each month, and positive investment performance does not automatically result in an increase in the annuity payment each month. The cushion generally "stabilizes" monthly annuity payments. Any cash value remaining on the death of the key life is paid to the Beneficiary in a lump sum or as periodic payments. Under this option, you can request partial or full surrender of the annuity and receive its then current cash value (if any) subject to our rules.

OPTION 6

Variable Payments for Life with a Cash Value and Guarantee: Under this option, benefits are payable as described in Option 5; except that, while the key life is alive, the annuity payment will not be less than a guaranteed amount, which generally is equal to the first annuity payment. We charge an additional amount for this guarantee. Under this option, any cash value remaining on the death of the key life is paid to the Beneficiary in a lump sum or as periodic payments.
Under this option, you can request partial or full surrender of the annuity and receive its then current cash value (if any) subject to our rules.

We may make additional annuity payment options available in the future.

HOW AND WHEN DO I CHOOSE THE ANNUITY PAYMENT OPTION?

Unless prohibited by law, we require that you elect either a life annuity or an annuity with a certain period of at least 5 years if any CDSC would apply were you to surrender your Annuity on the Annuity Date. Therefore, making a purchase payment within eight years of the Annuity Date limits your annuity payment options. Certain annuity payment options may not be available if your Annuity
Date occurs during the period that a CDSC would apply.

If you have not provided us with your Annuity Date or annuity payment option in writing, then:

[X]  the Annuity Date will be the first day of the calendar month following the later of the Annuitant's 85th birthday or the fifth anniversary of our receipt of your request to purchase an Annuity; and

[X]  the annuity payments, where allowed by law, will be calculated on a fixed basis under Option 3, Payments for Life with 10 years certain.

HOW ARE ANNUITY PAYMENTS CALCULATED?

Fixed Annuity Payments (Options 1-4)

If you choose to receive fixed annuity payments, you will receive equal fixed-dollar payments throughout the period you select. The amount of the fixed payment will vary depending on the annuity payment option and payment frequency you select. Generally, the first annuity payment is determined by multiplying the Account Value, minus any state premium taxes that may apply, by the factor determined from our table of annuity rates. The table of annuity rates differs based on the type of annuity chosen and the frequency of payment selected. Our rates will not be less than our guaranteed minimum rates. These guaranteed minimum rates are derived from the a2000 Individual Annuity Mortality Table with an assumed interest rate of 3% per annum. Where required by law or regulation, such annuity table will have rates that do not differ according to the gender of the key life. Otherwise, the rates will differ according to the gender of the key life.

Variable Annuity Payments

We offer three different types of variable annuity payment options. The first annuity payment will be calculated based upon the assumed investment return
("AIR"). You select the AIR before we start to make annuity payments. You will not receive annuity payments until you choose an AIR. The remaining annuity payments will fluctuate based on the performance of the Sub-accounts relative to the AIR, as well as, other factors described below. The greater the AIR, the greater the first annuity payment. A higher AIR may result in smaller potential growth in the annuity payments. A lower AIR results in a lower initial annuity payment. Within payment options 1-3, if the Sub-accounts you choose perform exactly the same as the AIR, then subsequent annuity payments will be the same as the first annuity payment. If the Sub-accounts you choose perform better than the AIR, then subsequent annuity payments will be higher than the first annuity payment. If the Sub-accounts you choose perform worse than the AIR, then subsequent annuity payments will be lower than the first. Within payment options
5 and 6, the cash value for the Annuitant (while alive) and a variable period of time during which annuity payments will be made whether or not the Annuitant is still alive are adjusted based on the performance of the Sub-accounts relative to the AIR; however, subsequent annuity payments do not always increase or decrease based on the performance of the Sub-accounts relative to the AIR.

[X]  Variable Payments (Options 1-3)

We calculate each annuity payment amount by multiplying the number of units scheduled to be redeemed under a schedule of units for each Sub-account by the
Unit Value of each Sub-account on the annuity payment date. We determine the schedule of units based on your Account Value (minus any premium tax that applies) at the time you elect to begin receiving annuity payments. The schedule of units will vary based on the annuity payment option selected, the length of any certain period (if applicable), the Annuitant's age and gender (if annuity payments are due for the life of the Annuitant) and the Unit Value of the
Sub-accounts you initially selected on the Issue Date. The calculation is performed for each Sub-account, and the sum of the Sub-account calculations equals the amount of your annuity payment. Other than to fund annuity payments, the number of units allocated to each Sub-account will not change unless you transfer among the Sub-accounts or make a withdrawal (if allowed). You can select one of three AIRs for these options: 3%, 5% or 7%.

[X]  Stabilized Variable Payments (Option 5)

This option provides guaranteed payments for life, a cash value for the
Annuitant (while alive) and a variable period of time during which annuity payments will be made whether or not the Annuitant is still alive. We calculate the initial annuity payment amount by multiplying the number of units scheduled to be redeemed under a schedule of units by the Unit Values determined on the annuitization date. The schedule of units is established for each Sub-account you choose on the annuitization date based on the applicable benchmark rate, meaning the AIR, and the annuity factors. The annuity factors reflect our assumptions regarding the costs we expect to bear in guaranteeing payments for the lives of the Annuitant and will depend on the benchmark rate, the annuitant's attained age and gender (where permitted). Unlike variable payments
(described above) where each payment can vary based on Sub-account performance, this payment option cushions the immediate impact of Sub-account performance by adjusting the length of the time during which annuity payments will be made whether or not the Annuitant is alive while generally maintaining a level annuity payment amount. Sub-account performance that exceeds a benchmark rate will generally extend this time period, while Sub-account performance that is less than a benchmark rate will generally shorten the period. If the period reaches zero and the Annuitant is still alive, Annuity Payments continue, however, the annuity payment amount will vary depending on Sub-account performance, similar to conventional variable payments. The AIR for this option is 4%.

[X]  Stabilized Variable Payments with a Guaranteed Minimum (Option 6)

This option provides guaranteed payments for life in the same manner as
Stabilized Variable Payments (described above). In addition to the stabilization feature, this option also guarantees that variable annuity payments will not be less than the initial annuity payment amount regardless of Sub-account performance. The AIR for this option is 3%.

The variable annuity payment options are described in greater detail in a separate prospectus which will be provided to you at the time you elect one of the variable annuity payment options.

Adjustable Annuity Payments

We may make an adjustable annuity payment option available. Adjustable annuity payments are calculated similarly to fixed annuity payments except that on every fifth (5th) anniversary of receiving annuity payments, the annuity payment amount is adjusted upward or downward depending on the rate we are currently crediting to annuity payments. The adjustment in the annuity payment amount does not affect the duration of remaining annuity payments, only the amount of each payment.

DEATH BENEFIT

WHAT TRIGGERS THE PAYMENT OF A DEATH BENEFIT?

The Annuity provides a Death Benefit during its accumulation period. If the
Annuity is owned by one or more natural persons, the Death Benefit is payable upon the first death of an Owner. If the Annuity is owned by an entity, the
Death Benefit is payable upon the Annuitant's death, if there is no Contingent
Annuitant. If a Contingent Annuitant was designated before the Annuitant's death and the Annuitant dies, then the Contingent Annuitant becomes the Annuitant and a Death Benefit will not be paid at that time. The person upon whose death the
Death Benefit is paid is referred to below as the "decedent."

BASIC DEATH BENEFIT

The Annuity provides a basic Death Benefit at no additional charge. The
Insurance Charge we deduct daily from your Account Value allocated to the
Sub-accounts is used, in part, to pay us for the risk we assume in providing the basic Death Benefit guarantee under the Annuity. The Annuity also offers two different optional Death Benefits. Either benefit can be purchased for an additional charge. The additional charge is deducted to compensate American
Skandia for providing increased insurance protection under the optional Death
Benefits. Notwithstanding the additional protection provided under the optional
Death Benefits, the additional cost has the impact of reducing the net performance of the investment options. Under certain circumstances, your Death
Benefit may be reduced by the amount of any Credits we applied to your Purchase
Payments. (see "How are Credits Applied to My Account Value")

The basic Death Benefit is the greater of:

[X]  The sum of all Purchase Payments less the sum of all proportional withdrawals.

[X]  The sum of your Account Value in the variable investment options and your
     Interim Value in the Fixed Allocations, less the amount of any Credits applied within 12-months prior to the date of death.

"Proportional withdrawals" are determined by calculating the percentage of your
Account Value that each prior withdrawal represented when withdrawn. For example, a withdrawal of 50% of Account Value would be considered as a 50%
reduction in Purchase Payments for purposes of calculating the basic Death
Benefit.

OPTIONAL DEATH BENEFITS

Between January 23, 2002 and November 15, 2002, in those jurisdictions where we received regulatory approval, American Skandia offered the following optional
Death Benefits. For Annuity Owners who purchased either of these optional Death
Benefits during the applicable period, the optional Death Benefits will be calculated as described below. These optional Death Benefits were only offered and must have been elected at the time you purchased your Annuity.

You can purchase either of two optional Death Benefits with your Annuity to provide an enhanced level of protection for your beneficiaries.

NOTE: You may not elect the Enhanced Beneficiary Protection Optional Death
Benefit if you have elected any other Optional Death Benefit.

Enhanced Beneficiary Protection Optional Death Benefit The Enhanced Beneficiary
Protection Optional Death Benefit can provide additional amounts to your
Beneficiary that may be used to offset federal and state taxes payable on any taxable gains in your Annuity at the time of your death. Whether this benefit is appropriate for you may depend on your particular circumstances, including other financial resources that may be available to your Beneficiary to pay taxes on your Annuity should you die during the accumulation period. No benefit is payable if death occurs on or after the Annuity Date.

The Enhanced Beneficiary Protection Optional Death Benefit provides a benefit that is payable in addition to the basic Death Benefit. If the Annuity has one
Owner, the Owner must be age 75 or less at the time the benefit is purchased. If the Annuity has joint Owners, the oldest Owner must be age 75 or less. If the
Annuity is owned by an entity, the Annuitant must be age 75 or less.

The Enhanced Beneficiary Protection Optional Death Benefit is being offered in those jurisdictions where we have received regulatory approval. Certain terms and conditions may differ between jurisdictions once approved. Please refer to the section entitled "Tax Considerations" for a discussion of special tax considerations for purchasers of this benefit.

Calculation of Enhanced Beneficiary Protection Optional Death Benefit If you
purchase the Enhanced Beneficiary Protection Optional Death Benefit, the Death
Benefit is calculated as follows:

1.   the basic Death Benefit described above

PLUS

2.   50% of the "Death Benefit Amount" less Purchase Payments reduced by proportional withdrawals.

"Proportional withdrawals" are determined by calculating the percentage of your
Account Value that each prior withdrawal represented

when withdrawn.

"Death Benefit Amount" includes your Account Value and any amounts added to your
Account Value under the basic Death Benefit when the Death Benefit is calculated. Under the basic Death Benefit, amounts are added to your Account
Value when the Account Value is less than Purchase Payments minus proportional withdrawals.

The amount calculated in Items 1 & 2 above may be reduced by any Credits under certain circumstances.

The Enhanced Beneficiary Protection Optional Death Benefit is subject to a maximum of 50% of all Purchase Payments applied to the Annuity at least 12 months prior to the death of the decedent that triggers the payment of the Death
Benefit.

See Appendix C for examples of how the Enhanced Beneficiary Protection Optional
Death Benefit is calculated.

Guaranteed Minimum Death Benefit

If the Annuity has one Owner, the Owner must be age 80 or less at the time the optional Death Benefit is purchased. If the Annuity has joint Owners, the oldest
Owner must be age 80 or less. If the Annuity is owned by an entity, the
Annuitant must be age 80 or less.

KEY TERMS USED WITH THE GUARANTEED MINIMUM DEATH BENEFIT

[X]  The Death Benefit Target Date is the contract anniversary on or after the
     80th birthday of the current Owner, the oldest of either joint Owner or the
     Annuitant, if entity owned.

[X]  The Highest Anniversary Value equals the highest of all previous
     "Anniversary Values" on or before the earlier of the Owner's date of death and the "Death Benefit Target Date".

[X]  The Anniversary Value is the Account Value as of each anniversary of the
     Issue Date plus the sum of all Purchase Payments on or after such anniversary less the sum of all "Proportional Reductions" since such anniversary.

[X]  A Proportional Reduction is a reduction to the value being measured caused by a withdrawal, equaling the percentage of the withdrawal as compared to the Account Value as of the date of the withdrawal. For example, if your
     Account Value is $10,000 and you withdraw $2,000 (a 20% reduction), we will reduce both your Anniversary Value and the amount determined by Purchase
     Payments increasing at the appropriate interest rate by 20%.

Calculation of Guaranteed Minimum Death Benefit The Guaranteed Minimum Death
Benefit depends on whether death occurs before or after the Death Benefit Target
Date.

If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greatest of:

1.   the Account Value in the Sub-accounts plus the Interim Value of any Fixed
     Allocations (no MVA) as of the date we receive in writing "due proof of death"; and

2.   the sum of all Purchase Payments minus the sum of all Proportional
     Reductions, each increasing daily until the Owner's date of death at a rate of 5.0%, subject to a limit of 200% of the difference between the sum of all Purchase Payments and the sum of all withdrawals as of the Owner's date of death; and

3.   the "Highest Anniversary Value" on or immediately preceding the Owner's date of death.

The amount determined by this calculation is increased by any Purchase Payments received after the Owner's date of death and decreased by any Proportional
Reductions since such date. The amount calculated in Items 1 & 3 above may be reduced by any Credits under certain circumstances.

If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:

1.   the Account Value as of the date we receive in writing "due proof of death"
     (an MVA may be applicable to amounts in any Fixed Allocations); and

2.   the greater of Item 2 & 3 above on the Death Benefit Target Date plus the sum of all Purchase Payments less the sum of all Proportional Reductions since the Death Benefit Target Date.

The amount calculated in Item 1 above may be reduced by any Credits under certain circumstances.

See Appendix C for examples of how the Guaranteed Minimum Death Benefit is calculated.

Annuities with joint Owners

For Annuities with Joint Owners, the Death Benefit is calculated as shown above except that the age of the oldest of the Joint Owners is used to determine the
Death Benefit Target Date. NOTE: If you and your spouse own the Annuity jointly, we will pay the Death Benefit to the Beneficiary. If the sole primary
Beneficiary is the surviving spouse, then the surviving spouse can elect to assume ownership of the Annuity and continue the contract instead of receiving the Death Benefit.

Annuities owned by entities

For Annuities owned by an entity, the Death Benefit is calculated as shown above except that the age of the Annuitant is used to determine the Death Benefit
Target Date. Payment of the Death Benefit is based on the death of the Annuitant
(or Contingent Annuitant, if applicable).

Can I terminate the optional Death Benefits? Do the optional Death Benefits terminate under other circumstances? You can terminate the Enhanced Beneficiary
Protection Optional Death Benefit and the Guaranteed Minimum Death Benefit at
any time. Upon termination, you will be required to pay a pro-rata portion of the annual charge for the benefit. Both optional Death Benefits will terminate automatically on the Annuity Date. We may also terminate any optional Death
Benefit if necessary to comply with our interpretation of the Code and applicable regulations.

What are the charges for the optional Death Benefits? We deduct a charge from your Account Value if you elect to purchase either optional Death Benefit. The
Enhanced Beneficiary Protection Death Benefit costs 0.25% of Account Value. The
Guaranteed Minimum Death Benefit costs 0.30% of the current Death Benefit. The charges for these death benefits are deducted in arrears each Annuity Year. No charge applies after the Annuity Date. We deduct the charge:

1.   on each anniversary of the Issue Date;

2.   when Account Value is transferred to our general account prior to the
     Annuity Date;

3.   if you surrender your Annuity; and

4.   if you choose to terminate the benefit (Enhanced Beneficiary Protection
     Optional Death Benefit only)

If you surrender the Annuity, elect to begin receiving annuity payments or terminate the benefit on a date other than an anniversary of the Issue Date, the charge will be prorated. During the first year after the Issue Date, the charge will be prorated from the Issue Date. In all subsequent years, it would be prorated from the last anniversary of the Issue Date.

We first deduct the amount of the charge pro-rata from the Account Value in the variable investment options. We only deduct the charge pro-rata from the Fixed
Allocations to the extent there is insufficient Account Value in the variable investment options to pay the charge. If your Annuity's Account Value is insufficient to pay the charge, we may deduct your remaining Account Value and terminate your Annuity. We will notify you if your Account Value is insufficient to pay the charge and allow you to submit an additional Purchase Payment to continue your Annuity.

Please refer to the section entitled "Tax Considerations" for additional considerations in relation to the optional Death Benefit.

AMERICAN SKANDIA'S ANNUITY REWARDS

What is the Annuity Rewards benefit?

The Annuity Rewards benefit offers Owners the ability to capture any market gains since the Issue Date of their Annuity as an enhancement to their current
Death Benefit so their Beneficiaries will not receive less than the Annuity's value as of the date the Owner elects the benefit. Under the Annuity Rewards benefit, American Skandia guarantees that the Death Benefit will not be less than:

your Account Value in the variable investment options plus the Interim Value in any Fixed Allocations as of the effective date of the Owner's election

MINUS any proportional withdrawals* following the date of election

PLUS any additional Purchase Payments applied to the Annuity following the date of election.

*    "Proportional withdrawals" are determined by calculating the percentage of the Account Value that each withdrawal represented when withdrawn. For example, a withdrawal of 50% of your Account Value would be treated as a
     50% reduction in the amount payable under the Death Benefit.

The Annuity Rewards Death Benefit enhancement does not affect the basic Death
Benefit calculation or any Optional Death Benefits available under the Annuity.
If the Death Benefit amount payable under your Annuity's basic Death Benefit or any Optional Death Benefits you purchase is greater than the enhanced Death
Benefit under the Annuity Rewards benefit on the date the Death Benefit is calculated, your Beneficiary will receive the higher amount. If your Annuity includes the Enhanced Beneficiary Protection Optional Death Benefit, the
enhanced Death Benefit under the Annuity Rewards program will be considered when calculating the amount due under the Enhanced Beneficiary Protection Optional
Death Benefit.

Who is eligible for the Annuity Rewards benefit?

Owners can elect the Annuity Rewards Death Benefit enhancement following the eighth (8th) anniversary of the Annuity's Issue Date. However, the election is subject to the requirement that their Account Value on the election date is greater than the amount that would be payable to their Beneficiary under the
Death Benefit provided under the Annuity as of the election date (including any
Optional Death Benefits other than the Enhanced Beneficiary Protection Optional
Death Benefit). If an Owner is ineligible when he or she applies for the optional benefit, the Owner can elect the Annuity Rewards Death Benefit enhancement on any subsequent date if they otherwise qualify. The election must occur before annuity payments begin. An Owner can only elect the Annuity Rewards
Death Benefit enhancement once. There is no additional charge for electing the
Annuity Rewards Death Benefit enhancement.

PAYMENT OF DEATH BENEFITS

PAYMENT OF DEATH BENEFIT TO BENEFICIARY

Except in the case of a spousal Beneficiary, in the event of your death, the death benefit must be distributed:

[X]  as a lump sum amount at any time within five (5) years of the date of death; or

[X]  as a series of annuity payments not extending beyond the life expectancy of the Beneficiary or over the life of the Beneficiary. Payments under this option must begin within one year of the date of death.

Unless you have made an election prior to death benefit proceeds becoming due, a
Beneficiary can elect to receive the Death Benefit proceeds as a series of fixed annuity payments (annuity payment options 1-4) or as a series of variable annuity payments (annuity payment options 1-3 or 5 and 6). See the section entitled "What Types of Annuity Options are Available."

Spousal Beneficiary - Assumption of Annuity

You may name your spouse as your Beneficiary. If you and your spouse own the
Annuity jointly, we assume that the sole primary Beneficiary will be the surviving spouse unless you elect an alternative Beneficiary designation. Unless you elect an alternative Beneficiary designation, the spouse Beneficiary may elect to assume ownership of the Annuity instead of taking the Death Benefit payment. Any Death Benefit (including any optional Death Benefits) that would have been payable to the Beneficiary will become the new Account Value as of the date we receive due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the surviving spouse, the new Account Value will be considered as the initial Purchase Payment. No CDSC will apply to the new
Account Value. However, any additional Purchase Payments applied after the date the assumption is effective will be subject to all provisions of the Annuity, including any CDSC that may apply to the additional Purchase Payments.

See the section entitled "Managing Your Annuity - Spousal Contingent Annuitant"
for a discussion of the treatment of a spousal Contingent Annuitant in the case of the death of the Annuitant in an entity owned Annuity.

IRA Beneficiary Continuation Option

The Code provides for alternative death benefit payment options when an Annuity is used as an IRA, 403(b) or other "qualified investment" that requires Minimum
Distributions. Upon the Owner's death under an IRA, 403(b) or other "qualified investment", a Beneficiary may generally elect to continue the Annuity and receive Minimum Distributions under the Annuity instead of receiving the death benefit in a single payment. The available payment options will depend on whether the Owner died on or before the date he or she was required to begin receiving Minimum Distributions under the Code and whether the Beneficiary is the surviving spouse.

[X]  If death occurs before the date Minimum Distributions must begin under the
     Code, the Death Benefit can be paid out in either a lump sum, within five years from the date of death, or over the life or life expectancy of the designated Beneficiary (as long as payments begin by December 31st of the year following the year of death). However, if the spouse is the
     Beneficiary, the Death Benefit can be paid out over the life or life expectancy of the spouse with such payments beginning no earlier than
     December 31st of the year following the year of death or December 31st of the year in which the deceased would have reached age 70 1/2, which ever is later.

[X]  If death occurs after the date Minimum Distributions must begin under the
     Code, the Death Benefit must be paid out at least as rapidly as under the method then in effect.

A Beneficiary has the flexibility to take out more each year than required under the Minimum Distribution rules. Until withdrawn, amounts in an IRA, 403(b) or other "qualified investment" continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the Minimum
Distribution rules, are subject to tax. You may wish to consult a professional tax advisor for tax advice as to your particular situation. See the section entitled "How are Distributions From Qualified Contracts Taxed? - Minimum
Distributions after age 70 1/2."

Upon election of this IRA Beneficiary Continuation option:

[X]  the Annuity contract will be continued in the Owner's name, for the benefit of the Beneficiary.

[X]  the Account Value will be equal to any Death Benefit (including any optional Death Benefit) that would have been payable to the Beneficiary if they had taken a lump sum distribution.

[X]  the Beneficiary may request transfers among Sub-accounts, subject to the same limitations and restrictions that applied to the Owner. NOTE: The
     Sub-accounts offered under the IRA Beneficiary Continuation option may be limited.

[X]  no additional Purchase Payments can be applied to the Annuity.

[X]  the basic Death Benefit and any optional Death Benefits elected by the
     Owner will no longer apply to the Beneficiary.

[X]  the Beneficiary can request a withdrawal of all or a portion of the Account
     Value at any time without application of a CDSC.

[X]  upon the death of the Beneficiary, any remaining Account Value will be paid in a lump sum to the person(s) named by the Beneficiary.

[X]  all amounts in the Annuity must be paid out to the Beneficiary according to the Minimum Distribution rules described above.

Please contact American Skandia for additional information on the availability, restrictions and limitations that will apply to a Beneficiary under the IRA
Beneficiary Continuation option.

Are there any exceptions to these rules for paying the Death Benefit?

Yes, there are exceptions that apply no matter how your Death Benefit is calculated. There are exceptions to the Death Benefit if the decedent was not the Owner or Annuitant as of the Issue Date and did not become the Owner or
Annuitant due to the prior Owner's or Annuitant's death. Any Death Benefit
(including either optional Death Benefit) that applies will be suspended for a two-year period from the date he or she first became Owner or Annuitant. After the two-year suspension period is completed, the Death Benefit is the same as if this person had been an Owner or Annuitant on the Issue Date.

When do you determine the Death Benefit?

We determine the amount of the Death Benefit as of the date we receive "due proof of death", any instructions we require to determine the method of payment and any other written representations we require to determine the proper payment of the Death Benefit to all Beneficiaries. "Due proof of death" may include a certified copy of a death certificate, a certified copy of a decree of a court of competent jurisdiction as to the finding of death or other satisfactory proof of death. Upon our receipt of "due proof of death" we automatically transfer the
Death Benefit to the AST Money Market Sub-account until we further determine the universe of eligible Beneficiaries. Once the universe of eligible Beneficiaries has been determined each eligible Beneficiary may allocate his or her eligible share of the Death Benefit to the Sub-accounts according to our rules.

Each Beneficiary must make an election as to the method they wish to receive their portion of the Death Benefit. Absent an election of a Death Benefit payment method, no Death Benefit can be paid to the Beneficiary. We may require written acknowledgment of all named Beneficiaries before we can pay the Death
Benefit. During the period from the date of death until we receive all required paper work, the amount of the Death Benefit may be subject to market fluctuations.

VALUING YOUR INVESTMENT

HOW IS MY ACCOUNT VALUE DETERMINED?

During the accumulation period, the Annuity has an Account Value. The Account
Value is determined separately for each Sub-account allocation and for each
Fixed Allocation. The Account Value is the sum of the values of each Sub-account allocation and the value of each Fixed Allocation. The Account Value does not reflect any CDSC that may apply to a withdrawal or surrender. The Account Value includes any Credits we applied to your Purchase Payments that we are entitled to recover under certain circumstances. When determining the Account Value on any day other than 30 days prior to a Fixed Allocation's Maturity Date, the
Account Value may include any Market Value Adjustment that would apply to a
Fixed Allocation (if withdrawn or transferred) on that day.

WHAT IS THE SURRENDER VALUE OF MY ANNUITY?

The Surrender Value of your Annuity is the value available to you on any day during the accumulation period. The Surrender Value is equal to your Account
Value minus any CDSC, the Annual Maintenance Fee and the charge for any optional benefits. The Surrender Value will also include any Market Value Adjustment that may apply.

HOW AND WHEN DO YOU VALUE THE SUB-ACCOUNTS?

When you allocate Account Value to a Sub-account, you are purchasing units of the Sub-account. Each Sub-account invests exclusively in shares of an underlying
Portfolio. The value of the Units fluctuates with the market fluctuations of the
Portfolios. The value of the Units also reflects the daily accrual for the
Insurance Charge and if you elected one or more optional benefits whose annual charge is deducted daily, the additional charge made for such benefits. There may be several different Unit Prices for each Sub-account to reflect the
Insurance Charge and the charges for any optional benefits. The Unit Price for the Units you purchase will be based on the total charges for the benefits that apply to your Annuity. See the section entitled "What Happens to My Units When
There is a Change in Daily Asset-Based Charges?" for a detailed discussion of how Units are purchased and redeemed to reflect changes in the daily charges that apply to your Annuity.

Each Valuation Day, we determine the price for a Unit of each Sub-account, called the "Unit Price." The Unit Price is used for determining the value of transactions involving Units of the Sub-accounts. We determine the number of
Units involved in any transaction by dividing the dollar value of the transaction by the Unit Price of the Sub-account as of the Valuation Day.

Example

Assume you allocate $5,000 to a Sub-account. On the Valuation Day you make the allocation, the Unit Price is $14.83. Your $5,000 buys 337.154 Units of the
Sub-account. Assume that later, you wish to transfer $3,000 of your Account
Value out of that Sub-account and into another Sub-account. On the Valuation Day you request the transfer, the Unit Price of the original Sub-account has increased to $16.79. To transfer $3,000, we sell 178.677 Units at the current
Unit Price, leaving you 158.477 Units. We then buy $3,000 of Units of the new
Sub-account at the Unit Price of $17.83. You would then have 168.255 Units of the new Sub-account.

HOW DO YOU VALUE FIXED ALLOCATIONS?

During the Guarantee Period, we use the concept of an Interim Value. The Interim
Value can be calculated on any day and is equal to the initial value allocated to a Fixed Allocation plus all interest credited to a Fixed Allocation as of the date calculated. The Interim Value does not include the impact of any Market
Value Adjustment. If you made any transfers or withdrawals from a Fixed
Allocation, the Interim Value will reflect the withdrawal of those amounts and any interest credited to those amounts before they were withdrawn. To determine the Account Value of a Fixed Allocation on any day other than its Maturity Date, we multiply the Account Value of the Fixed Allocation times the Market Value
Adjustment factor.

WHEN DO YOU PROCESS AND VALUE TRANSACTIONS?

American Skandia is generally open to process financial transactions on those days that the New York Stock Exchange (NYSE) is open for trading. There may be circumstances where the NYSE does not open on a regularly scheduled date or time or closes at an earlier time than scheduled (normally 4:00 p.m. EST). Financial transactions requested before the close of the NYSE which meet our requirements will be processed according to the value next determined following the close of business. Financial transactions requested on a non-business day or after the close of the NYSE will be processed based on the value next computed on the next business day. There may be circumstances when the opening or closing time of the
NYSE is different than other major stock exchanges, such as NASDAQ or the
American Stock Exchange. Under such circumstances, the closing time of the NYSE will be used when valuing and processing transactions.

There may be circumstances where the NYSE is open, however, due to inclement weather, natural disaster or other circumstances beyond our control, our offices may be closed or our business processing capabilities may be restricted. Under those circumstances, your Account Value may fluctuate based on changes in the
Unit Values, but you may not be able to transfer Account Value, or make a purchase or redemption request.

The NYSE is closed on the following nationally recognized holidays: New Year's
Day, Martin Luther King, Jr. Day, Presidents' Day, Good Friday, Memorial Day,
Independence Day, Labor Day, Thanksgiving, and Christmas. On those dates, we will not process any financial transactions involving purchase or redemption orders.

American Skandia will also not process financial transactions involving purchase or redemption orders or transfers on any day that:

[X]  trading on the NYSE is restricted;

[X]  an emergency exists making redemption or valuation of securities held in the separate account impractical; or

[X]  the SEC, by order, permits the suspension or postponement for the protection of security holders.

Initial Purchase Payments: We are required to allocate your initial Purchase
Payment to the Sub-accounts within two (2) days after we receive all of our requirements to issue the Annuity. If we do not have all the required information to allow us to issue your Annuity, we may retain the Purchase
Payment while we try to reach you or your representative to obtain all of our requirements. If we are unable to obtain all of our required information within five (5) days, we are required to return the Purchase Payment at that time, unless you specifically consent to our retaining the Purchase Payment while we gather the required information. Once we obtain the required information, we will invest the Purchase Payment and issue the Annuity within two (2) days.
During any period that we are trying to obtain the required information, your money is not invested.

Additional Purchase Payments: We will apply any additional Purchase Payments on the Valuation Day that we receive the Purchase Payment with satisfactory allocation instructions.

Scheduled Transactions: "Scheduled" transactions include transfers under a
Dollar Cost Averaging, rebalancing, or asset allocation program, Systematic
Withdrawals, Minimum Distributions or annuity payments. Scheduled transactions are processed and valued as of the date they are scheduled, unless the scheduled day is not a Valuation Day. In that case, the transaction will be processed and valued on Valuation Day prior to the scheduled transaction date.

Unscheduled Transactions: "Unscheduled" transactions include any other non-scheduled transfers and requests for Partial Withdrawals or Free Withdrawals or Surrenders. Unscheduled transactions are processed and valued as of the
Valuation Day we receive the request at our Office and have all of the required information.

Medically-related Surrenders & Death Benefits: Medically-related surrender requests and Death Benefit claims require our review and evaluation before processing. We price such transactions as of the date we receive at our Office all supporting documentation we require for such transactions and that are satisfactory to us.

Transactions in ProFunds VP Sub-accounts: Generally, purchase or redemption orders or transfer requests must be received by us by no later than the close of the NYSE to be processed on the current Valuation Day. However, any purchase or redemption order or transfer request involving the ProFunds VP Sub-accounts must be received by us no later than one hour prior to any announced closing of the applicable securities exchange (generally, 3:00 p.m. Eastern time) to be processed on the current Valuation Day. The "cut-off" time for such financial transactions involving a ProFunds VP Sub-account will be extended to1/2hour prior to any announced closing (generally, 3:30 p.m. Eastern time) for transactions submitted electronically through American Skandia's Internet website (www.americanskandia.com). You cannot request a transaction involving the purchase, redemption or transfer of Units in one of the ProFunds VP
Sub-accounts between the applicable "cut-off" time and 4:00 p.m. Transactions received after 4:00 p.m. will be treated as received by us on the next Valuation
Day.

WHAT HAPPENS TO MY UNITS WHEN THERE IS A CHANGE IN DAILY ASSET-BASED CHARGES?

Termination of Optional Benefit: If you terminate the Guaranteed Return Option program, we will no longer deduct the charge we apply to purchase the optional benefit. On the date the charge no longer applies, your Annuity will become subject to a different daily asset-based charge. We will process a transaction where your Account Value allocated to the Sub-accounts will be used to purchase new Units of the Sub-accounts that reflect the Insurance Charge, but not the charge for the optional program that you terminated. The number of Units attributed to your Annuity will be decreased and the Unit Price of each unit of the Sub-accounts in which you invested will be increased. The adjustment in the number of Units and Unit Price will not affect your Account Value. Beginning on that date, your Account Value will be determined based on the change in the value of Units that reflect the Insurance Charge.

TAX CONSIDERATIONS

WHAT ARE SOME OF THE FEDERAL TAX CONSIDERATIONS OF THIS ANNUITY?

Following is a brief summary of some of the Federal tax considerations relating to this Annuity. However, since the tax laws are complex and tax consequences are affected by your individual circumstances, this summary of our interpretation of the relevant tax laws is not intended to be fully comprehensive nor is it intended as tax advice. Therefore, you may wish to consult a professional tax advisor for tax advice as to your particular situation.

HOW ARE AMERICAN SKANDIA AND THE SEPARATE ACCOUNTS TAXED?

The Separate Accounts are taxed as part of American Skandia. American Skandia is taxed as a life insurance company under Part I, subchapter L of the Code. No taxes are due on interest, dividends and short-term or long-term capital gains earned by the Separate Accounts with respect to the Annuities.

IN GENERAL, HOW ARE ANNUITIES TAXED?

Section 72 of the Code governs the taxation of annuities in general. Taxation of the Annuity will depend in large part on:

1.   whether the Annuity is used by:

[X]  a qualified pension plan, profit sharing plan or other retirement arrangement that is eligible for special treatment under the Code (for purposes of this discussion, a "Qualified Contract"); or

[X]  an individual or a corporation, trust or partnership (a "Non-qualified
     Contract"); and

2.   whether the Owner is:

[X]  an individual person or persons; or

[X]  an entity including a corporation, trust or partnership.

Individual Ownership: If one or more individuals own an Annuity, the Owner of the Annuity is generally not taxed on any increase in the value of the Annuity until an amount is received (a "distribution"). This is commonly referred to as
"tax deferral". A distribution can be in the form of a lump sum payment including payment of a Death Benefit, or in annuity payments under one of the annuity payment options. Certain other transactions may qualify as a distribution and be subject to taxation.

Entity Ownership: If the Annuity is owned by an entity and is not a Qualified
Contract, generally the Owner of the Annuity must currently include any increase in the value of the Annuity during a tax year in its gross income. An exception from current taxation applies for annuities held by an employer with respect to a terminated tax-qualified retirement plan, a trust holding an annuity as an agent for a natural person, or by a decedent's estate by reason of the death of the decedent. A tax-exempt entity for Federal tax purposes may not be subject to income tax as a result of this provision.

HOW ARE DISTRIBUTIONS TAXED?

Distributions from an Annuity are taxed as ordinary income and not as capital gains.

Distributions Before Annuitization: Distributions received before annuity payments begin are generally treated as coming first from "income on the contract" and then as a return of the "investment in the contract". The amount of any distribution that is treated as receipt of "income on the contract" is includible in the taxpayer's gross income and taxable in the year it is received. The amount of any distribution treated as a return of the "investment in the contract" is not includible in gross income.

[X]  "Income on the contract" is calculated by subtracting the taxpayer's
     "investment in the contract" from the aggregate value of all "related contracts" (discussed below).

[X]  "Investment in the contract" is equal to total purchase payments for all
     "related contracts" minus any previous distributions or portions of such distributions from such "related contracts" that were not includible in gross income. "Investment in the contract" may be affected by whether an annuity or any "related contract" was purchased as part of a tax-free exchange of life insurance, endowment, or annuity contracts under Section
     1035 of the Code. The "investment in the contract" for a Qualified Contract will be considered zero for tax reporting purposes.

Distributions After Annuitization: A portion of each annuity payment received on or after the Annuity Date will generally be taxable. The taxable portion of each annuity payment is determined by a formula which establishes the ratio that the
"investment in the contract" bears to the total value of annuity payments to be made. This is called the "exclusion ratio." The investment in the contract is excluded from gross income. Any portion of an annuity payment received that exceeds the exclusion ratio will be entirely includible in gross income. The formula for determining the exclusion ratio differs between fixed and variable annuity payments. When annuity payments cease because of the death of the person upon whose life payments are based and, as of the date of death, the amount of annuity payments excluded from taxable income by the exclusion ratio does not exceed the "investment in the contract," then the remaining portion of unrecovered investment may be allowed as a deduction on the decedent's final income tax return.

Penalty Tax on Distributions: Generally, any distribution from an annuity not used in conjunction with a Qualified Contract (Qualified Contracts are discussed below) is subject to a penalty equal to 10% of the amount includible in gross income. This penalty does not apply to certain distributions, including:

[X]  Distributions made on or after the taxpayer has attained age 591/2;

[X]  Distributions made on or after the death of the contract owner, or, if the owner is an entity, the death of the annuitant;

[X]  Distributions attributable to the taxpayer's becoming disabled within the meaning of Code section 72(m)(7);

[X]  Distributions which are part of a series of substantially equal periodic payments for the life (or life expectancy) of the taxpayer or the joint lives (or joint life expectancies) of the taxpayer and the taxpayer's designated beneficiary;

[X]  Distributions of amounts which are treated as "investments in the contract"
     made prior to August 14, 1982;

[X]  Payments under an immediate annuity as defined in the Code;

[X]  Distributions under a qualified funding asset under Code Section 130(d); or

[X]  Distributions from an annuity purchased by an employer on the termination of a qualified pension plan that is held by the employer until the employee separates from service.

Special rules applicable to "related contracts": Contracts issued by the same insurer to the same contract owner within the same calendar year (other than certain contracts owned in connection with a tax-qualified retirement arrangement) are to be treated as one annuity contract when determining the taxation of distributions before annuitization. We refer to these contracts as
"related contracts." In situations involving related contracts we believe that the values under such contracts and the investment in the contracts will be added together to determine the proper taxation of a distribution from any one contract described under the section "Distributions before Annuitization."
Generally, distributions will be treated as coming first from income on the contract until all of the income on all such related contracts is withdrawn, and then as a return of the investment in the contract. There is some uncertainty regarding the manner in which the Internal Revenue Service would view related contracts when one or more contracts are immediate annuities or are contracts that have been annuitized. The Internal Revenue Service has not issued guidance clarifying this issue as of the date of this Prospectus. You are particularly cautioned to seek advice from your own tax advisor on this matter.

Special concerns regarding "substantially equal periodic payments": (also known as "72(t)" or "72(q)" distributions) Any modification to a program of distributions which are part of a series of substantially equal periodic payments that occur before the later of the taxpayer reaching age 59 1/2or five
(5) years from the first of such payments will result in the requirement to pay the 10% premature distribution penalty that would have been due had the payments been treated as subject to the 10% premature distribution penalty in the years received, plus interest. This does not apply when the modification is by reason of death or disability. American Skandia does not currently support a section
72(q) program.

Special concerns regarding immediate annuities: The Internal Revenue Service has ruled that the immediate annuity exception to the 10% penalty described above under "Penalty Tax on Distributions" for "non-qualified" immediate annuities as defined under the Code may not apply to annuity payments under a contract recognized as an immediate annuity under state insurance law obtained pursuant to an exchange of a contract if: (a) purchase payments for the exchanged contract were contributed or deemed to be contributed more than one year prior to the annuity starting date under the immediate annuity; and (b) the annuity payments under the immediate annuity do not meet the requirements of any other exception to the 10% penalty.

Special rules in relation to tax-free exchanges under Section 1035: Section 1035 of the Code permits certain tax-free exchanges of a life insurance, annuity or endowment contract for an annuity. If an annuity is purchased through a tax-free exchange of a life insurance, annuity or endowment contract that was purchased prior to August 14, 1982, then any distributions other than as annuity payments will be considered to come:

[X]  First, from the amount of "investment in the contract" made prior to August
     14, 1982 and exchanged into the annuity;

[X]  Then, from any "income on the contract" that is attributable to the purchase payments made prior to August 14, 1982 (including income on such original purchase payments after the exchange);

[X]  Then, from any remaining "income on the contract"; and

[X]  Lastly, from the amount of any "investment in the contract" made after
     August 13, 1982.

Therefore, to the extent a distribution is equal to or less than the remaining investment in the contract made prior to August 14, 1982, such amounts are not included in taxable income. Further, distributions received that are considered to be a return of investment on the contract from purchase payments made prior to August 14, 1982, such distributions are not subject to the 10% tax penalty.
In all other respects, the general provisions of the Code apply to distributions from annuities obtained as part of such an exchange.

Partial surrenders may be treated in the same way as tax-free 1035 exchanges of entire contracts, therefore avoiding current taxation of any gains in the contract as well as the 10% IRS tax penalty on pre-age 59 1/2withdrawals. The
IRS has reserved the right to treat transactions it considers abusive as ineligible for this favorable partial 1035 exchange treatment. We do not know what transactions may be considered abusive. For example, we do not know how the
IRS may view early withdrawals or annuitizations after a partial exchange. As of the date of this prospectus, we will treat a partial surrender of this type involving a non-qualified annuity contract as a "tax-free" exchange for future tax reporting purposes, except to the extent that we, as a reporting and withholding agent, believe that we would be expected to deem the transaction to be abusive. However, some insurance companies may not recognize these partial surrenders as tax-free exchanges and may report them as taxable distributions to the extent of any gain distributed as well as subjecting the taxable portion of the distribution to the 10% IRS early distribution penalty. We strongly urge you to discuss any transaction of this type with your tax advisor before proceeding with the transaction.

There is no guidance from the Internal Revenue Service as to whether a partial exchange from a life insurance contract is eligible for non-recognition treatment under Section 1035 of the Code. We will continue to report a partial surrender of a life insurance policy as subject to current taxation to the extent of any gain. In addition, please be cautioned that no specific guidance has been provided as to the impact of such a transaction on the remaining life insurance policy, particularly as to the subsequent methods to be used to test for compliance under the Code for both the definition of life insurance and the definition of a modified endowment contract.

Special Considerations for Purchasers of the Enhanced Beneficiary Protection
Optional Death Benefit: As of the date of this Prospectus, it is our understanding that the charges related to the optional Death Benefit are not subject to current taxation and we will not report them as such. However, the
IRS could take the position that these charges should be treated as partial withdrawals subject to current taxation to the extent of any gain and, if applicable, the 10% tax penalty. We reserve the right to report charges for the optional Death Benefit as partial withdrawals if we, as a reporting and withholding agent, believe that we would be expected to report them as such.

WHAT TAX CONSIDERATIONS ARE THERE FOR TAX-QUALIFIED RETIREMENT PLANS OR
QUALIFIED CONTRACTS?

An annuity may be suitable as a funding vehicle for various types of tax-qualified retirement plans. We have provided summaries below of the types of tax-qualified retirement plans with which we may issue an Annuity. These summaries provide general information about the tax rules and are not intended to be complete discussions. The tax rules regarding qualified plans are complex.
These rules may include limitations on contributions and restrictions on distributions, including additional taxation of distributions and additional penalties. The terms and conditions of the tax-qualified retirement plan may impose other limitations and restrictions that are in addition to the terms of the Annuity. The application of these rules depends on individual facts and circumstances. Before purchasing an Annuity for use in a qualified plan, you should obtain competent tax advice, both as to the tax treatment and suitability of such an investment. American Skandia does not offer all of its annuities to all of these types of tax-qualified retirement plans.

Economic Growth and Tax Relief Reconciliation Act (EGTRRA): Certain states do not conform to the pension provisions included in EGTRRA. We recommend that you consult with your tax advisor to determine the status of your state's statutes as they relate to EGTRRA and your tax qualified retirement plan.

Corporate Pension and Profit-sharing Plans: Annuities may be used to fund employee benefits of various corporate pension and profit-sharing plans established by corporate employers under Section 401(a) of the Code including
401(k) plans. Contributions to such plans are not taxable to the employee until distributions are made from the retirement plan. The Code imposes limitations on the amount that may be contributed and the timing of distributions. The tax treatment of distributions is subject to special provisions of the Code, and also depends on the design of the specific retirement plan. There are also special requirements as to participation, nondiscrimination, vesting and nonforfeitability of interests.

H.R. 10 Plans: Annuities may also be used to fund benefits of retirement plans established by self-employed individuals for themselves and their employees.
These are commonly known as "H.R. 10 Plans" or "Keogh Plans". These plans are subject to most of the same types of limitations and requirements as retirement plans established by corporations. However, the exact limitations and requirements may differ from those for corporate plans.

Tax Sheltered Annuities: Under Section 403(b) of the Code, a tax sheltered annuity ("TSA") is a contract into which contributions may be made by certain qualifying employers such as public schools and certain charitable, educational and scientific organizations specified in Section 501(c)(3) for the benefit of their employees. Such contributions are not taxable to the employee until distributions are made from the TSA. The Code imposes limits on contributions, transfers and distributions. Nondiscrimination requirements also apply.

Section 457 Plans: Under Section 457 of the Code, deferred compensation plans established by governmental and certain other tax exempt employers for their employees may invest in annuity contracts. The Code limits contributions and distributions, and imposes eligibility requirements as well. Contributions are not taxable to employees until distributed from the plan. However, plan assets remain the property of the employer and are subject to the claims of the employer's general creditors until such assets are made available to participants or their beneficiaries.

Individual Retirement Arrangements or "IRAs": Section 408 of the Code allows eligible individuals to maintain an individual retirement account or individual retirement annuity ("IRA"). IRAs are subject to limitations on the amount that may be contributed, the contributions that may be deducted from taxable income, the persons who may be eligible to establish an IRA and the time when distributions must commence. Further, an Annuity may be established with
"roll-over" distributions from certain tax-qualified retirement plans and maintain the tax-deferred status of these amounts.

Roth IRAs: A form of IRA is also available called a "Roth IRA". Contributions to a Roth IRA are not tax deductible. However, distributions from a Roth IRA are free from Federal income taxes and are not subject to the 10% penalty tax if five (5) tax years have passed since the first contribution was made or any conversion from a traditional IRA was made and the distribution is made (a) once the taxpayer is age 59 1/2or older, (b) upon the death or disability of the taxpayer, or (c) for qualified first-time home buyer expenses, subject to certain limitations. Distributions from a Roth IRA that are not "qualified" as described above may be subject to Federal income and penalty taxes.

Purchasers of IRAs and Roth IRAs will receive a special disclosure document, which describes limitations on eligibility, contributions, transferability and distributions. It also describes the conditions under which distributions from
IRAs and qualified plans may be rolled over or transferred into an IRA or another qualified plan, on a tax-deferred basis and the conditions under which distributions from traditional IRAs may be rolled over to, or the traditional
IRA itself may be converted into, a Roth IRA.

SEP IRAs: Eligible employers that meet specified criteria may establish
Simplified Employee Pensions or SEP IRAs. Employer contributions that may be made to employee SEP IRAs are larger than the amounts that may be contributed to other IRAs, and may be deductible to the employer.

HOW ARE DISTRIBUTIONS FROM QUALIFIED CONTRACTS TAXED?

Distributions from Qualified Contracts are generally taxed under Section 72 of the Code. Under these rules, a portion of each distribution may be excludable from income. The excludable amount is the proportion of a distribution representing after-tax contributions. Generally, a 10% penalty tax applies to the taxable portion of a distribution from a Qualified Contract made prior to age 59 1/2. However, the 10% penalty tax does not apply when the distribution:

[X]  is part of a properly executed transfer to another IRA or another eligible qualified account;

[X]  is subsequent to the death or disability of the taxpayer (for this purpose disability is as defined in Section 72(m)(7) of the Code);

[X]  is part of a series of substantially equal periodic payments to be paid not less frequently than annually for the taxpayer's life or life expectancy or for the joint lives or life expectancies of the taxpayer and a designated beneficiary;

[X]  is subsequent to a separation from service after the taxpayer attains age
     55*;

[X]  does not exceed the employee's allowable deduction in that tax year for medical care;

[X]  is made to an alternate payee pursuant to a qualified domestic relations order*;

[X]  is made pursuant to an IRS levy;

[X]  is made to pay qualified acquisition costs for a first time home purchase
     (IRA only);

[X]  is made to pay qualified higher education expenses (IRA only); and

[X]  is not more than the cost of your medical insurance (IRA only).

The exceptions above which are followed by an asterisk (*) do not apply to IRAs.
Certain other exceptions may be available.

Minimum Distributions after age 70 1/2: A participant's interest in a Qualified
Contract must generally be distributed, or begin to be distributed, by the
"required beginning date". This is April 1st of the calendar year following the later of:

[X]  the calendar year in which the individual attains age 70 1/2; or

[X]  the calendar year in which the individual retires from service with the employer sponsoring the plan. The retirement option is not available to
     IRAs.

The IRS has released Treasury regulations containing new Minimum Distribution rules. For Minimum Distributions required in 2003 and later, individuals are required to use the rules under the 2002 Final Regulations. The 2002 Final
Regulations contain a provision which could increase the amount of minimum distributions required for certain individuals. Under the 2002 Final
Regulations, individuals are required to include in their annuity contract value the actuarial value of any other benefits that will be provided under the annuity. We and other annuity providers are currently seeking clarification of this new rule. You should consult your tax adviser to determine the impact of this rule on your Minimum Distributions.

Under the new Minimum Distribution rules, a uniform life expectancy table will be utilized by all participants except those with a spouse who is more than ten
(10) years younger than the participant. In that case, the new rules permit the participant to utilize the actual life expectancies of the participant and the spouse. In most cases, the beneficiary may be changed during the participant's lifetime with no affect on the Minimum Distributions. At death, the designated
Beneficiary may generally take Minimum Distributions over his/her life expectancy or in a lump sum.

If the amount distributed is less than the minimum required distribution for the year, the participant is subject to a 50% tax on the amount that was not properly distributed. Because of the many recent changes to the Minimum
Distribution rules, we strongly encourage you to consult with your tax advisor for more detailed information.

GENERAL TAX CONSIDERATIONS

Diversification: Section 817(h) of the Code provides that a variable annuity contract, in order to qualify as an annuity, must have an "adequately diversified" segregated asset account (including investments in a mutual fund by the segregated asset account of insurance companies). If the diversification requirements under the Code are not met and the annuity is not treated as an annuity, the taxpayer will be subject to income tax on the annual gain in the contract. The Treasury Department's regulations prescribe the diversification requirements for variable annuity contracts. We expect the underlying mutual fund portfolios to comply with the terms of these regulations.

Transfers Between Investment Options: Transfers between investment options are not subject to taxation. The Treasury Department may promulgate guidelines under which a variable annuity will not be treated as an annuity for tax purposes if persons with ownership rights have excessive control over the investments underlying such variable annuity. Such guidelines may or may not address the number of investment options or the number of transfers between investment options offered under a variable annuity. It is not known whether such guidelines, if in fact promulgated, would have retroactive effect. It is also not known what effect, if any, such guidelines may have on transfers between the investment options of the Annuity offered pursuant to this Prospectus. We will take any action, including modifications to your Annuity or the Sub-accounts, required to comply with such guidelines if promulgated.

Federal Income Tax Withholding: Section 3405 of the Code provides for Federal income tax withholding on the portion of a distribution which is includible in the gross income of the recipient. Amounts to be withheld depend upon the nature of the distribution. However, under most circumstances a recipient may elect not to have income taxes withheld or have income taxes withheld at a different rate by filing a completed election form with us.

Certain distributions, known as eligible rollover distributions, from Qualified
Contracts, are subject to automatic 20% withholding for Federal income taxes.
The following distributions are not eligible rollover distributions and not subject to 20% withholding:

[X]  any portion of a distribution paid as a Minimum Distribution;

[X]  direct transfers to the trustee of another retirement plan;

[X]  distributions from an individual retirement account or individual retirement annuity;

[X]  distributions made as substantially equal periodic payments for the life or life expectancy of the participant in the retirement plan or the life or life expectancy of such participant and his or her designated beneficiary under such plan;

[X]  distributions that are part of a series of substantial periodic payments pursuant to Section 72(q) or 72(t) of the Code; and

[X]  certain other distributions where automatic 20% withholding may not apply.

Loans, Assignments and Pledges: Any amount received directly or indirectly as a loan from, or any assignment or pledge of any portion of the value of, an annuity before annuity payments have begun is treated as a distribution subject to taxation under the distribution rules set forth above. Any gain in an annuity on or after the assignment or pledge of an entire annuity and while such assignment or pledge remains in effect is treated as "income on the contract" in the year in which it is earned. For annuities not issued as Qualified Contracts, the cost basis of the annuity is increased by the amount of any assignment or pledge includible in gross income. The cost basis is not affected by any repayment of any loan for which the annuity is collateral or by payment of any interest thereon.

Gifts: The gift of an annuity to someone other than the spouse of the owner (or former spouse incident to a divorce) is treated, for income tax purposes, as a distribution.

Estate and Gift Tax Considerations: You should obtain competent tax advice with respect to possible federal and state estate and gift tax consequences flowing from the ownership and transfer of annuities.

Generation-Skipping Transfers: Under the Code certain taxes may be due when all or part of an annuity is transferred to, or a death benefit is paid to, an individual two or more generations younger than the contract holder. These generation-skipping transfers generally include those subject to federal estate or gift tax rules. There is an aggregate $1.1 million exemption from taxes for all such transfers. We may be required to determine whether a transaction is a direct skip as defined in the Code and the amount of the resulting tax. We will deduct from your Annuity or from any applicable payment treated as a direct skip any amount of tax we are required to pay.

Considerations for Contingent Annuitants: There may be adverse tax consequences if a contingent annuitant succeeds an annuitant when the Annuity is owned by a trust that is neither tax exempt nor qualifies for preferred treatment under certain sections of the Code. In general, the Code is designed to prevent indefinite deferral of tax. Continuing the benefit of tax deferral by naming one or more contingent annuitants when the Annuity is owned by a non-qualified trust might be deemed an attempt to extend the tax deferral for an indefinite period.
Therefore, adverse tax treatment may depend on the terms of the trust, who is named as contingent annuitant, as well as the particular facts and circumstances. You should consult your tax advisor before naming a contingent annuitant if you expect to use an Annuity in such a fashion.

GENERAL INFORMATION

HOW WILL I RECEIVE STATEMENTS AND REPORTS?

We send any statements and reports required by applicable law or regulation to you at your last known address of record. You should therefore give us prompt notice of any address change. We reserve the right, to the extent permitted by law and subject to your prior consent, to provide any prospectus, prospectus supplements, confirmations, statements and reports required by applicable law or regulation to you through our Internet Website at http://www.americanskandia.com or any other electronic means, including diskettes or CD ROMs. We send a confirmation statement to you each time a transaction is made affecting Account
Value, such as making additional Purchase Payments, transfers, exchanges or withdrawals. We also send quarterly statements detailing the activity affecting your Annuity during the calendar quarter. We may confirm regularly scheduled transactions, such as the Annual Maintenance Fee, systematic withdrawals
(including 72(t) payments and required minimum distributions), bank drafting, dollar cost averaging, and static rebalancing, in quarterly statements instead of confirming them immediately. You should review the information in these statements carefully. You may request additional reports. We reserve the right to charge up to $50 for each such additional report.

Any errors or corrections on transactions for your Annuity must be reported to us at our Office as soon as possible to assure proper accounting to your
Annuity. For transactions that are confirmed immediately, we assume all transactions are accurate unless you notify us otherwise within 30 days from the date you receive the confirmation. For transactions that are first confirmed on the quarterly statement, we assume all transactions are accurate unless you notify us within 30 days from the date you receive the quarterly statement. All transactions confirmed immediately or by quarterly statement are deemed conclusive after the applicable 30-day period. We may also send an annual report and a semi-annual report containing applicable financial statements for the
Separate Account and the Portfolios, as of December 31 and June 30,
respectively, to Owners or, with your prior consent, make such documents available electronically through our Internet Website or other electronic means.

WHO IS AMERICAN SKANDIA?

American Skandia Life Assurance Corporation ("American Skandia") is a stock life insurance company domiciled in Connecticut with licenses in all 50 states, the
District of Columbia and Puerto Rico. American Skandia is a wholly-owned subsidiary of American Skandia, Inc. ("ASI"). American Skandia markets its products to broker-dealers and financial planners through an internal field marketing staff. In addition, American Skandia markets through and in conjunction with financial institutions such as banks that are permitted directly, or through affiliates, to sell annuities.

American Skandia is in the business of issuing annuity and life insurance products. American Skandia currently offers the following products: (a) flexible premium deferred annuities and single premium fixed deferred annuities that are registered with the SEC; (b) certain other fixed deferred annuities that are not registered with the SEC; (c) both fixed and variable immediate adjustable annuities; and (d) a single premium variable life insurance policy that is registered with the SEC.

On December 20, 2002, Skandia Insurance Company Ltd. (publ), an insurance company organized under the laws of the Kingdom of Sweden ("Skandia"), and on that date, the ultimate parent company of American Skandia, announced that it and Skandia U.S. Inc. had entered into a definitive Stock Purchase Agreement with Prudential Financial, Inc., a New Jersey corporation ("Prudential
Financial"). Under the terms of the Stock Purchase Agreement, Prudential
Financial will acquire Skandia U.S. Inc., a Delaware corporation, from Skandia.
Skandia U.S. Inc. is the sole shareholder of ASI, which is the parent company of
American Skandia. The transaction is expected to close during the second quarter of 2003.

Prudential Financial is a New Jersey insurance holding company whose subsidiary companies serve individual and institutional customers worldwide and include The
Prudential Insurance Company of America, one of the largest life insurance companies in the U.S. These companies offer a variety of products and services, including life insurance, property and casualty insurance, mutual funds, annuities, pension and retirement related services and administration, asset management, securities brokerage, banking and trust services, real estate brokerage franchises, and relocation services.

No company other than American Skandia has any legal responsibility to pay amounts that it owes under its annuity and variable life insurance contracts.
However, following the closing of the acquisition, Prudential Financial will exercise significant influence over the operations and capital structure of
American Skandia.

WHAT ARE SEPARATE ACCOUNTS?

The separate accounts are where American Skandia sets aside and invests the assets of some of our annuities. In the accumulation period, assets supporting
Account Values of the Annuities are held in a separate account established under the laws of the State of Connecticut. We are the legal owner of assets in the separate accounts. In the payout period, assets supporting fixed annuity payments and any adjustable annuity payments we make available are held in our general account. Assets supporting variable annuity payment options may be invested in our separate accounts. Income, gains and losses from assets allocated to these separate accounts are credited to or charged against each such separate account without regard to other income, gains or losses of
American Skandia or of any other of our separate accounts. These assets may only be charged with liabilities which arise from the Annuities issued by American
Skandia. The amount of our obligation in relation to allocations to the
Sub-accounts is based on the investment performance of such Sub-accounts.
However, the obligations themselves are our general corporate obligations.

Separate Account B

During the accumulation period, the assets supporting obligations based on allocations to the variable investment options are held in Sub-accounts of
American Skandia Life Assurance Corporation Variable Account B, also referred to as "Separate Account B". Separate Account B was established by us pursuant to
Connecticut law on November 25, 1987. Separate Account B also holds assets of other annuities issued by us with values and benefits that vary according to the investment performance of Separate Account B.

Separate Account B consists of multiple Sub-accounts. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. The name of each
Sub-account generally corresponds to the name of the underlying Portfolio. Each
Sub-account in Separate Account B may have several different Unit Prices to reflect the Insurance Charge and the charges for any optional benefits that are offered under this Annuity and other annuities issued by us through Separate
Account B. Separate Account B is registered with the SEC under the Investment
Company Act of 1940 ("Investment Company Act") as a unit investment trust, which is a type of investment company. The SEC does not supervise investment policies, management or practices of Separate Account B.

Prior to November 18, 2002, Separate Account B was organized as a single separate account with six different Sub-account classes, each of which was registered as a distinct unit investment trust under the Investment Company Act.
Effective November 18, 2002, each Sub-account class of Separate Account B will be consolidated into the unit investment trust formerly named American Skandia
Life Assurance Corporation Variable Account B (Class 1 Sub-accounts), which will subsequently be renamed American Skandia Life Assurance Corporation Variable
Account B. Each Sub-account of Separate Account B will have multiple Unit Prices to reflect the daily charge deducted for each combination of the applicable
Insurance Charge, Distribution Charge (when applicable) and the charge for each optional benefit offered under Annuity contracts funded through Separate Account
B. The consolidation of Separate Account B will have no impact on Annuity
Owners.

We reserve the right to make changes to the Sub-accounts available under the
Annuity as we determine appropriate. We may offer new Sub-accounts, eliminate
Sub-accounts, or combine Sub-accounts at our sole discretion. We may also close
Sub-accounts to additional Purchase Payments on existing Annuity contracts or close Sub-accounts for Annuities purchased on or after specified dates. We may also substitute an underlying mutual fund or portfolio of an underlying mutual fund for another underlying mutual fund or portfolio of an underlying mutual fund, subject to our receipt of any exemptive relief that we are required to obtain under the Investment Company Act. We will notify Owners of changes we make to the Sub-accounts available under the Annuity.

Values and benefits based on allocations to the Sub-accounts will vary with the investment performance of the underlying mutual funds or fund portfolios, as applicable. We do not guarantee the investment results of any Sub-account. Your
Account Value allocated to the Sub-accounts may increase or decrease. You bear the entire investment risk. There is no assurance that the Account Value of your
Annuity will equal or be greater than the total of the Purchase Payments you make to us.

Separate Account D

During the accumulation period, assets supporting our obligations based on Fixed
Allocations are held in American Skandia Life Assurance Corporation Separate
Account D, also referred to as "Separate Account D". Such obligations are based on the fixed interest rates we credit to Fixed Allocations and the terms of the
Annuities. These obligations do not depend on the investment performance of the assets in Separate Account D. Separate Account D was established by us pursuant to Connecticut law.

There are no units in Separate Account D. The Fixed Allocations are guaranteed by our general account. An Annuity Owner who allocates a portion of their
Account Value to Separate Account D does not participate in the investment gain or loss on assets maintained in Separate Account D. Such gain or loss accrues solely to us. We retain the risk that the value of the assets in Separate
Account D may drop below the reserves and other liabilities we must maintain.
Should the value of the assets in Separate Account D drop below the reserve and other liabilities we must maintain in relation to the annuities supported by such assets, we will transfer assets from our general account to Separate
Account D to make up the difference. We have the right to transfer to our general account any assets of Separate Account D in excess of such reserves and other liabilities. We maintain assets in Separate Account D supporting a number of annuities we offer.

We currently employ investment managers to manage the assets maintained in
Separate Account D. Each manager we employ is responsible for investment management of a different portion of Separate Account D. From time to time additional investment managers may be employed or investment managers may cease being employed. We are under no obligation to employ or continue to employ any investment manager(s) and have sole discretion over the investment managers we retain.

We are not obligated to invest according to specific guidelines or strategies except as may be required by Connecticut and other state insurance laws.

WHAT IS THE LEGAL STRUCTURE OF THE UNDERLYING FUNDS?

Each underlying mutual fund is registered as an open-end management investment company under the Investment Company Act. Shares of the underlying mutual fund portfolios are sold to separate accounts of life insurance companies offering variable annuity and variable life insurance products. The shares may also be sold directly to qualified pension and retirement plans.

Voting Rights

We are the legal owner of the shares of the underlying mutual funds in which the
Sub-accounts invest. However, under SEC rules, you have voting rights in relation to Account Value maintained in the Sub-accounts. If an underlying mutual fund portfolio requests a vote of shareholders, we will vote our shares based on instructions received from Owners with Account Value allocated to that
Sub-account. Owners have the right to vote an amount equal to the number of shares attributable to their contracts. If we do not receive voting instructions in relation to certain shares, we will vote those shares in the same manner and proportion as the shares for which we have received instructions. We will furnish those Owners who have Account Value allocated to a Sub-account whose underlying mutual fund portfolio has requested a "proxy" vote with proxy materials and the necessary forms to provide us with their voting instructions.
Generally, you will be asked to provide instructions for us to vote on matters such as changes in a fundamental investment strategy, adoption of a new investment advisory agreement, or matters relating to the structure of the underlying mutual fund that require a vote of shareholders.

American Skandia Trust (the "Trust") has obtained an exemption from the
Securities and Exchange Commission that permits its investment adviser, American
Skandia Investment Services, Incorporated ("ASISI"), subject to approval by the
Board of Trustees of the Trust, to change sub-advisors for a Portfolio and to enter into new sub-advisory agreements, without obtaining shareholder approval of the changes. This exemption (which is similar to exemptions granted to other investment companies that are organized in a similar manner as the Trust) is intended to facilitate the efficient supervision and management of the sub-advisors by ASISI and the Trustees. The Trust is required, under the terms of the exemption, to provide certain information to shareholders following these types of changes.

Material Conflicts

It is possible that differences may occur between companies that offer shares of an underlying mutual fund portfolio to their respective separate accounts issuing variable annuities and/or variable life insurance products. Differences may also occur surrounding the offering of an underlying mutual fund portfolio to variable life insurance policies and variable annuity contracts that we offer. Under certain circumstances, these differences could be considered
"material conflicts," in which case we would take necessary action to protect persons with voting rights under our variable annuity contracts and variable life insurance policies against persons with voting rights under other insurance companies' variable insurance products. If a "material conflict" were to arise between owners of variable annuity contracts and variable life insurance policies issued by us we would take necessary action to treat such persons equitably in resolving the conflict. "Material conflicts" could arise due to differences in voting instructions between owners of variable life insurance and variable annuity contracts of the same or different companies. We monitor any potential conflicts that may exist.

Service Fees Payable to American Skandia American Skandia or our affiliates have entered into agreements with the investment adviser or distributor of many of the underlying Portfolios. Under the terms of these agreements, American Skandia provides administrative and support services to the Portfolios for which a fee is paid that is generally based on a percentage of the average assets allocated to the Portfolios under the Annuity. Any fees payable will be consistent with the services rendered or the expected cost savings resulting from the arrangement. These agreements may be different for each underlying mutual fund whose portfolios are offered as Sub-accounts.

WHO DISTRIBUTES ANNUITIES OFFERED BY AMERICAN SKANDIA?

American Skandia Marketing, Incorporated ("ASM"), a wholly-owned subsidiary of
American Skandia, Inc., is the distributor and principal underwriter of the securities offered through this prospectus. ASM acts as the distributor of a number of annuity and life insurance products we offer and both American Skandia
Trust and American Skandia Advisor Funds, Inc., a family of retail mutual funds.
ASM also acts as an introducing broker-dealer through which it receives a portion of brokerage commissions in connection with purchases and sales of securities held by portfolios of American Skandia Trust which are offered as underlying investment options under the Annuity.

ASM's principal business address is One Corporate Drive, Shelton, Connecticut
06484. ASM is registered as broker-dealer under the Securities Exchange Act of
1934 ("Exchange Act") and is a member of the National Association of Securities
Dealers, Inc. ("NASD").

The Annuity is offered on a continuous basis. ASM enters into distribution agreements with independent broker-dealers who are registered under the Exchange
Act and with entities that may offer the Annuity but are exempt from registration. Applications for the Annuity are solicited by registered representatives of those firms. Such representatives will also be our appointed insurance agents under state insurance law. In addition, ASM may offer the
Annuity directly to potential purchasers.

Compensation is paid to firms on sales of the Annuity according to one or more schedules. The individual representative will receive a portion of the compensation, depending on the practice of the firm. Compensation is generally based on a percentage of Purchase Payments made, up to a maximum of 7.0%.
Alternative compensation schedules are available that provide a lower initial commission plus ongoing annual compensation based on all or a portion of Account
Value. We may also provide compensation for providing ongoing service to you in relation to the Annuity. Commissions and other compensation paid in relation to the Annuity do not result in any additional charge to you or to the Separate
Account. No compensation is payable on Annuities purchased by a member of the designated class of Owners (see "Credits Applied to Purchase Payments for
Designated Class of Annuity Owner").

In addition, firms may receive separate compensation or reimbursement for, among other things, training of sales personnel, marketing or other services they provide to us or our affiliates. We or ASM may enter into compensation arrangements with certain firms. These arrangements will not be offered to all firms and the terms of such arrangements may differ between firms. Any such compensation will be paid by us or ASM and will not result in any additional charge to you. To the extent permitted by NASD rules and other applicable laws and regulations, ASM may pay or allow other promotional incentives or payments in the form of cash or other compensation.

Advertising: We may advertise certain information regarding the performance of the investment options. Details on how we calculate performance for the
Sub-accounts are found in the Statement of Additional Information, including how we account for Credits in these performance measures. This information may help you review the performance of the investment options and provide a basis for comparison with other annuities. This information may be less useful when comparing the performance of the investment options with other savings or investment vehicles. Such other investments may not provide some of the benefits of annuities, or may not be designed for long-term investment purposes.
Additionally other savings or investment vehicles may not receive the beneficial tax treatment given to annuities under the Code.

We may advertise the performance of the Portfolios in the form of "Standard" and
"Non-standard" Total Returns calculated for each Sub-account. "Standard Total
Return" figures assume a hypothetical initial investment of $1,000 allocated to a Sub-account during the most recent one, five and ten year periods (or since the inception date that the Portfolio has been offered as a Sub-account, if less). "Standard Total Return" figures assume that the applicable Insurance
Charge and the Annual Maintenance Fee are deducted and that the Annuity is surrendered at the end of the applicable period, meaning that any Contingent
Deferred Sales Charge that would apply upon surrender is also deducted.
"Standard Total Return" figures do not take into consideration any Credits.
"Non-standard Total Return" figures include any performance figures that do not meet the SEC's rules for Standard Total Returns. Non-standard Total Returns are calculated in the same manner as standardized returns except that the figures may not reflect all fees and charges. In particular, they may assume no surrender at the end of the applicable period so that the CDSC does not apply.
"Non-standard Total Return" figures may assume Credits of 1.5%, 4.0% or 5.0%, respectively, depending on the cumulative amount of Purchase Payments being illustrated. The amount of credits illustrated may be more or less than the
Credits applicable to your Annuity (see "How do I Receive Credits?"). Standard and Non-standard Total Returns will not reflect the additional asset-based charges that are deducted when you elect any optional benefits. The additional cost associated with any optional benefits you elected will reduce your performance. Non-standard Total Returns must be accompanied by Standard Total
Returns.

Some of the underlying Portfolios existed prior to the inception of these
Sub-accounts. Performance quoted in advertising regarding such Sub-accounts may indicate periods during which the Sub-accounts have been in existence but prior to the initial offering of the Annuities, or periods during which the underlying
Portfolios have been in existence, but the Sub-accounts have not. Such hypothetical historical performance is calculated using the same assumptions employed in calculating actual performance since inception of the Sub-accounts.
Hypothetical historical performance of the underlying Portfolios prior to the existence of the Sub-accounts may only be presented as Non-standard Total
Returns.

We may advertise the performance of money market-type Sub-accounts using a measure of the "current and effective yield". The current yield of a money market-type Sub-account is calculated based upon the previous seven-day period ending on the date of calculation. The effective yield of a money market-type
Sub-account reflects the reinvestment of net income earned daily on the assets of such a Sub-account. The current and effective yields reflect the Insurance
Charge and the charge for any optional benefits (if applicable) deducted against the Sub-account. In a low interest rate environment, yields for money market-type Sub-accounts, after deduction of the Insurance Charge, and the charge for any optional benefits (if applicable) may be negative even though the yield (before deducting for such charges) is positive. Current and effective yield information will fluctuate. This information may not provide a basis for comparisons with deposits in banks or other institutions which pay a fixed yield over a stated period of time, or with investment companies which do not serve as underlying mutual funds for variable annuities and/or do not have additional asset-based charges deducted for the insurance protection provided by the
Annuity.

Performance information on the Sub-accounts is based on past performance only and is not an indication or representation of future performance. Performance of the Sub-accounts is not fixed. Actual performance will depend on the type, quality and, for some of the Sub-accounts, the maturities of the investments held by the underlying mutual funds or portfolios and upon prevailing market conditions and the response of the underlying mutual funds to such conditions.
Actual performance will also depend on changes in the expenses of the underlying mutual funds or portfolios. Such changes are reflected, in turn, in the
Sub-accounts which invest in such underlying mutual fund or portfolio. In addition, the total amount of asset-based charges assessed against each
Sub-account will affect performance.

The information we may advertise regarding the Fixed Allocations may include the then current interest rates we are crediting to new Fixed Allocations.
Information on current rates will be as of the date specified in such advertisement. Rates will be included in advertisements to the extent permitted by law. Given that the actual rates applicable to any Fixed Allocation are as of the date of any such Fixed Allocation's Guarantee Period begins, the rate credited to a Fixed Allocation may be more or less than those quoted in an advertisement.

Advertisements we distribute may also compare the performance of our
Sub-accounts with: (a) certain unmanaged market indices, including but not limited to the Dow Jones Industrial Average, the Standard & Poor's 500, the
NASDAQ 100, the Shearson Lehman Bond Index, the Frank Russell non-U.S. Universal
Mean, the Morgan Stanley Capital International Index of Europe, Asia and Far
East Funds, and the Morgan Stanley Capital International World Index; and/or (b)
other management investment companies with investment objectives similar to the mutual fund or portfolio underlying the Sub-accounts being compared. This may include the performance ranking assigned by various publications, including but not limited to the Wall Street Journal, Forbes, Fortune, Money, Barron's,
Business Week, USA Today and statistical services, including but not limited to
Lipper Analytical Services Mutual Funds Survey, Lipper Annuity and Closed End
Survey, the Variable Annuity Research Data Survey, SEI, the Morningstar Mutual
Fund Sourcebook and the Morningstar Variable Annuity/Life Sourcebook.

American Skandia Life Assurance Corporation may advertise its rankings and/or ratings by independent financial ratings services. Such rankings may help you in evaluating our ability to meet our obligations in relation to Fixed Allocations, pay minimum death benefits, pay annuity payments or administer Annuities. Such rankings and ratings do not reflect or relate to the performance of Separate
Account B.

AVAILABLE INFORMATION

A Statement of Additional Information is available from us without charge upon your request. This Prospectus is part of the registration statement we filed with the SEC regarding this offering. Additional information on us and this offering is available in those registration statements and the exhibits thereto.
You may obtain copies of these materials at the prescribed rates from the SEC's
Public Reference Section, 450 Fifth Street N.W., Washington, D.C., 20549. You
may inspect and copy those registration statements and exhibits thereto at the
SEC's public reference facilities at the above address, Room 1024, and at the
SEC's Regional Offices, The Woolworth Building, 233 Broadway, New York, NY and
175 W. Jackson Boulevard, Suite 900, Chicago, IL. These documents, as well as documents incorporated by reference, may also be obtained through the SEC's
Internet Website (http://www.sec.gov) for this registration statement as well as for other registrants that file electronically with the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

To the extent and only to the extent that any statement in a document incorporated by reference into this Prospectus is modified or superseded by a statement in this Prospectus or in a later-filed document, such statement is hereby deemed so modified or superseded and not part of this Prospectus. The
Annual Report on Form 10-K for the year ended December 31, 2002 previously filed by the Company with the SEC under the Exchange Act is incorporated by reference in this Prospectus.

We will furnish you without charge a copy of any or all of the documents incorporated by reference in this Prospectus, including any exhibits to such documents which have been specifically incorporated by reference. We will do so upon receipt of your written or oral request.

HOW TO CONTACT US

You can contact us by:

[X]  calling Skandia's Telephone Automated Response System (STARS) at
     1-800-766-4530.

[X]  writing to us via regular mail at American Skandia - Variable Annuities,
     P.O. Box 7040, Bridgeport, Connecticut 06601-7040 OR for express mail
     American Skandia - Variable Annuities, One Corporate Drive, Shelton,
     Connecticut 06484. NOTE: Failure to send mail to the proper address may result in a delay in our receiving and processing your request.

[X]  sending an email to customerservice@skandia.com or visiting our Internet
     Website at www.americanskandia.com.

[X]  accessing information about your Annuity through our Internet Website at
     www.americanskandia.com.

You can obtain account information through Skandia's Telephone Automated
Response System (STARS) and at www.americanskandia.com, our Internet Website.
Our Customer Service representatives are also available during business hours to provide you with information about your account. You can request certain transactions through our telephone voice response system, our Internet Website or through a customer service representative. You can provide authorization for a third party, including your attorney-in-fact acting pursuant to a power of attorney or an investment professional, to access your account information and perform certain transactions on your account. You will need to complete a form provided by us which identifies those transactions that you wish to authorize via telephonic and electronic means and whether you wish to authorize a third party to perform any such transactions. We require that you or your representative provide proper identification before performing transactions over the telephone or through our Internet Website. This may include a Personal
Identification Number (PIN) that will be provided to you upon issue of your
Annuity or you may establish or change your PIN through STARS and at
www.americanskandia.com, our Internet Website. Any third party that you authorize to perform financial transactions on your account will be assigned a
PIN for your account.

Transactions requested via telephone are recorded. To the extent permitted by law, we will not be responsible for any claims, loss, liability or expense in connection with a transaction requested by telephone or other electronic means if we acted on such transaction instructions after following reasonable procedures to identify those persons authorized to perform transactions on your
Annuity using verification methods which may include a request for your Social
Security number, PIN or other form of electronic identification. We may be liable for losses due to unauthorized or fraudulent instructions if we did not follow such procedures.

American Skandia does not guarantee access to telephonic, facsimile, Internet or any other electronic information or that we will be able to accept transaction instructions via such means at all times. Regular and/or express mail will be the only means by which we will accept transaction instructions when telephonic, facsimile, Internet or any other electronic means are unavailable or delayed.
American Skandia reserves the right to limit, restrict or terminate telephonic, facsimile, Internet or any other electronic transaction privileges at any time.

INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of
1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL PROCEEDINGS

As of the date of this Prospectus, American Skandia and its affiliates are not involved in any legal proceedings outside of the ordinary course of business.
American Skandia and its affiliates are involved in pending and threatened legal proceedings in the normal course of its business, however, we do not anticipate that the outcome of any such legal proceedings will have a material adverse affect on the Separate Account, or American Skandia's ability to meet its obligations under the Annuity, or on the distribution of the Annuity.

CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION

The following are the contents of the Statement of Additional Information:

General Information about American Skandia

[X]  American Skandia Life Assurance Corporation

[X]  American Skandia Life Assurance Corporation Variable Account B

[X]  American Skandia Life Assurance Corporation Separate Account D

Principal Underwriter/Distributor - American Skandia Marketing, Incorporated

How Performance Data is Calculated

[X]  Current and Effective Yield

[X]  Total Return

How the Unit Price is Determined

Additional Information on Fixed Allocations

[X]  How We Calculate the Market Value Adjustment

General Information

[X]  Voting Rights

[X]  Modification

[X]  Deferral of Transactions

[X]  Misstatement of Age or Sex

[X]  Ending the Offer

Annuitization

Independent Auditors

Legal Experts

Financial Statements

[X]  Appendix A - American Skandia Life Assurance Corporation Variable Account B

APPENDIX A - FINANCIAL INFORMATION ABOUT AMERICAN SKANDIA

SELECTED FINANCIAL DATA (DOLLARS IN THOUSANDS)

The following table summarizes information with respect to the operations of the
Company:

                                                        For the Year Ended December 31,
                                 ---------------------------------------------------------------------------
                                     2002             2001           2000            1999           1998
                                 ------------     ------------   ------------    ------------   ------------
STATEMENTS OF INCOME DATA
Revenues:
Annuity and life insurance       $    370,004     $    388,696   $    424,578    $    289,989   $    186,211
charges and fees (a) (b)
Fee income (b)                         97,650          111,196        130,610          83,243         50,839
Net investment income                  19,632           20,126         18,595          11,477         11,130
Net realized capital (losses)
gains and other revenues (e)           (7,438)           2,698          4,195           3,688          1,360
                                 ------------     ------------   ------------    ------------   ------------
Total revenues                   $    479,848     $    522,716   $    577,978    $    388,397   $    249,540
                                 ============     ============   ============    ============   ============
Benefits and Expenses:
Annuity and life insurance       $      3,391     $      1,955   $        751    $        612   $        558
benefits
Change in annuity and life
insurance policy reserves               2,741          (39,898)        49,339            (671)         1,053
(c)
Guaranteed minimum death
benefit claims, net of                 23,256           20,370          2,618           4,785              -
hedge (b)
Return credited to contract             5,196            5,796          8,463          (1,639)        (8,930)
owners
Underwriting, acquisition and
other insurance expenses              188,728          196,755        150,597         125,434         86,306
Amortization of deferred
acquisition costs (b) (d)             510,059          224,047        184,616          83,861         86,628
Interest expense                       14,544           73,424         85,998          69,502         41,004
                                 ------------     ------------   ------------    ------------   ------------
Total benefits and expenses      $    747,915     $    482,449   $    482,382    $    281,884   $    206,619
                                 ============     ============   ============    ============   ============
Income tax (benefit) expense     $   (102,810)    $      7,168   $     30,779    $     30,344   $      8,154
                                 ============     ============   ============    ============   ============
Net (loss) income                $   (165,257)    $     33,099   $     64,817    $     76,169   $     34,767
                                 ============     ============   ============    ============   ============
STATEMENTS OF FINANCIAL
CONDITION DATA
Total assets (b)                 $ 23,708,585     $ 28,009,782   $ 31,702,705    $ 30,881,579   $ 18,848,273
                                 ============     ============   ============    ============   ============
Future fees payable to parent    $    708,249     $    799,472   $    934,410    $    576,034   $    368,978
                                 ============     ============   ============    ============   ============
Surplus notes                    $    110,000     $    144,000   $    159,000    $    179,000   $    193,000
                                 ============     ============   ============    ============   ============
Shareholder's equity             $    683,061     $    577,668   $    496,911    $    359,434   $    250,417
                                 ============     ============   ============    ============   ============

a.   On annuity and life insurance sales of $3,472,044, $3,834,167, $8,216,167,
     $6,862,968, and $4,159,662, during the years ended December 31, 2002, 2001,
     2000, 1999, and 1998, respectively, with contract owner assets under management of $21,894,636, $26,017,847, $29,751,822, $29,396,693, and
     $17,854,761, as of December 31, 2002, 2001, 2000, 1999, and 1998,
     respectively.

b.   These items are significantly impacted by equity market volatility.

c.   For the year ended December 31, 2000, change in annuity and life insurance policy reserves reflected increases to those reserves for guaranteed minimum death benefit ("GMDB") exposure. For the year ended December 31,
     2001, the Company changed certain of its assumptions related to its GMDB exposure resulting in a benefit to operations. See Results of Operations in
     Management's Discussion and Analysis of Financial Condition and Results of
     Operations ("MD&A") for a further discussion.

d.   During the year ended December 31, 2002, the Company recorded an acceleration of amortization of $206,000 against the deferred acquisition cost asset. See the MD&A for a further discussion.

e.   Net realized capital (losses) gains and other revenues include $5,845 of net realized capital losses on sales of securities during 2002 and an other than temporary impairment charge of $3,769 recorded during 2002 on the
     Company's equity securities.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS (DOLLARS IN THOUSANDS)

Management's Discussion and Analysis of Financial Condition and Results of
Operations should be read in conjunction with the consolidated financial statements and the notes thereto and Item 6, Selected Financial Data.

RESULTS OF OPERATIONS

Annuity and life insurance sales were $3,472,044, $3,834,167 and $8,216,167, in
2002, 2001 and 2000, respectively. The decrease in sales in 2002 and 2001 was primarily the result of the general decline in sales in the industry, attributed in large part to the continued uncertainty in the equity markets. In addition, the Company believes uncertainty regarding its future ownership has adversely impacted sales, primarily in the latter part of 2002. The Company announced, in the first quarter of 2002, its intention to focus on the growth of its core variable annuity business.

Average assets under management totaled $23,637,559 in 2002, $26,792,877 in 2001 and $31,581,902 in 2000, representing a decrease of 12% and 15% in 2002 and
2001, respectively, due primarily to weak equity markets. The decrease in annuity and life insurance charges and fees and fee income before surrender charge income and reinsurance was consistent with the decline in assets under management. Surrender charge income increased in 2002 as compared to 2001. This was caused by higher lapses when compared to the applicable prior year periods, and was primarily attributable, the Company believes, to concerns by contract holders, rating agencies and the Company's distribution channels, surrounding the uncertainty in the equity markets and its impact on variable annuity companies generally and, prior to the announcement of the Acquisition, uncertainty concerning the Company's future (See Liquidity and Capital Resources for rating agency actions).

Net realized capital losses in 2002 were primarily from $9,593 of losses on sales and $3,769 of other-than-temporary impairments of mutual fund investments that are held in support of a deferred compensation program for certain of the
Company's employees. The deferred compensation program losses were offset by net gains of $3,746 during 2002 on sales of fixed maturities. Included in those net gains on sales of fixed maturities for 2002, was a realized loss of approximately $1,236 on the sale of a WorldCom, Inc. bond. The net capital gains in 2001 related primarily to sales of fixed maturity investments, were partially offset by losses on securities in the fixed maturity portfolio. The most significant loss was $2,636 related to Enron securities. In addition net realized capital losses of $3,534 in 2001 were incurred due to sales of mutual fund holdings in support of the Company's non-qualified deferred compensation program.

The change in annuity and life insurance policy reserves includes changes in reserves related to annuity contracts with mortality risks. During 2001, the
Company's Guaranteed Minimum Death Benefit ("GMDB") reserve decreased $43,984, as the result of an update of certain reserve assumptions as to risks inherent in the benefit. Previous assumptions had been based on statutory valuation principles as an approximation for U.S. GAAP. In addition, future mortality rates were lowered in 2001 to reflect favorable past experience. However, offsetting the resulting increase in earnings and equity as a result of changes in the GMDB liability in 2001, assumptions related to GMDB claim costs were also updated in the calculation of the deferred acquisition cost asset, resulting in additional amortization of this asset.

The Company uses derivative instruments, which consist of equity option contracts for risk management purposes, and not for trading or speculation. The
Company hedges the economic GMDB exposure associated with equity market fluctuations. GMDB claims, net of hedge, consist of GMDB claims offset by the mark to market and realized capital gain/loss results of the Company's option contracts. During 2002 and 2001, the fluctuations in GMDB claims, net of hedge, were driven by an increase in hedge related benefits of $19,776 and $14,646, respectively. Hedge related benefits were partially offset by increases in GMDB claims of $22,662 and $32,398 during 2002 and 2001, respectively.

Return credited to contract owners consists primarily of net investment results from the Company's fixed, market value adjusted, separate account investment option and changes in the Company's experience rated reinsurance receivables.
The decrease in 2002 was primarily due to increased net investment results on the Company's fixed, market value adjusted, separate account investment option.
As the equity markets decline, movement from variable investment options to fixed investment options, primarily due to one of the Company's product features, has increased the assets invested in the fixed separate account investment option. Included in 2002 net investment results is $9,849 of realized and unrealized losses on certain securities, of which $5,427 related to
WorldCom, Inc. bonds. The increase in net investment results was partially offset by a decrease in experience rated reinsurance receivables in 2002 due to unfavorable experience on certain blocks of variable annuity business. In 2001, return credited to contract owners decreased primarily due to favorable experience on certain blocks of variable annuity contracts increasing the experience rated reinsurance receivable. Partially offsetting the 2001 decrease is net investment losses of $1,662 related to Enron securities.

Underwriting, acquisition and other insurance expenses for 2002, 2001 and 2000 were as follows:

                                                             2002              2001               2000
                                                         -----------       -----------         -----------
Commissions and purchase credits                         $   287,612       $   248,187         $   430,743
General operating expenses                                   145,438           157,704             214,957
Acquisition costs deferred                                  (244,322)         (209,136)           (495,103)
                                                         -----------       -----------         -----------
Underwriting, acquisition and other insurance
expenses                                                 $   188,728       $   196,755         $   150,597
                                                         ===========       ===========         ===========

New products launched, as well as a larger proportion of sales of products with higher commissions as compared to 2001 led to an increase in commissions and purchase credits during 2002. Lower sales and asset levels led to a decrease in commissions and purchase credits during 2001. Partially offsetting this decline in 2001, the company launched a commission promotion program that increased commissions as a percentage of new sales. Commission promotions in 2002 were approximately equivalent as compared to 2001.

General operating expenses decreased during 2002 and 2001 as a result of lower sales-based compensation, as well as expense reduction programs implemented during 2001 and continued strong expense management in 2002. Variable compensation and long-term incentive plan expenses have decreased due to the slowdown in sales and the decline in the equity markets.

Amortization of deferred acquisition costs increased over the past two years, in general, due to the further depressed equity markets in 2002 and 2001, thereby decreasing expectations of future gross profits and actual gross profits from asset based fees and increased expected and actual claim costs associated with minimum death benefit guarantees. During 2002, the Company also performed a recoverability study and an analysis of its short-term assumptions of future gross profits and determined those assumptions of future profits to be excessive. This analysis resulted in a current year acceleration of amortization of $206,000. During 2002 and 2001, the Company also updated its future estimated gross profits with respect to certain mortality assumptions reflecting actual experience and the decline in the equity markets resulting in additional increased amortization. See Note 2 of Notes to Consolidated Financial Statements
for a further discussion on amortization of deferred acquisition costs.

Interest expense decreased during 2002 primarily due to lower interest expense related to the future fees payable to ASI liability (See Note 8). Interest expense on these obligations is driven by the cash flows from the underlying annuity contracts acting as collateral. Due to the depressed asset values of those annuity contracts driven by the decline in the equity markets, the cash flows, and therefore the interest expense, decreased from prior year levels.
Interest expense decreased in 2001 as a result of a reduction in borrowing.

The Company's income tax (benefit) expense varies directly with increases or decreases in (loss) income from operations. The effective income tax rate varied from the corporate rate of 35% due primarily to the deduction for dividends received.

Total assets and liabilities decreased $4,301,197 and $4,406,590, respectively, from December 31, 2001. This change resulted primarily from the declining equity markets.

SIGNIFICANT ACCOUNTING POLICIES

DEFERRED ACQUISITION COSTS

The costs of acquiring new business, which vary with and are primarily related to new business generated, are deferred, net of reinsurance. These costs include commissions, purchase credits, costs of contract issuance, and certain selling expenses that vary with production.

The Company uses the retrospective deposit method for amortizing deferred acquisition costs. This method results in deferred acquisition costs being amortized in proportion to expected gross profits from surrender charges and policy and asset based fees, net of operating and claim costs. The deferred acquisition cost asset is adjusted retrospectively and prospectively when estimates of current and future gross profits to be realized from a group of products are revised. Critical assumptions in estimating gross profits include those for surrenders, long-term fund growth rate, expenses and death benefits.
The long-term fund growth rate, in large part, determines the estimated future asset levels on which the most significant revenues are based. The Company's long-term fund growth rate assumption is 8% (net of charges assessed against the underlying mutual fund, but before charges assessed at the separate account and contract level). When current period actual asset growth is greater or less than the Company's long-term expectation, the Company adjusts the short-term asset growth rate to a level that will allow the Company, in the short-term, to resume the long-term asset growth rate expectation. The short-term asset growth rate is subject to constraints surrounding actual market conditions. If the Company's long-term fund growth rate assumption was 7% instead of 8%, the Company's deferred acquisition cost asset at December 31, 2002 would be reduced by
$26,273.

FUTURE FEES PAYABLE TO ASI

In a series of transactions with ASI, the Company transferred certain rights to receive a portion of future fees and contract charges expected to be realized on designated blocks of deferred annuity contracts.

The proceeds from the transfers have been recorded as a liability and are being amortized over the remaining surrender charge period of the designated contracts using the interest method. The Company did not transfer the right to receive future fees and charges after the expiration of the surrender charge period.

In connection with these transactions, ASI, through special purpose trusts, issued collateralized notes in private placements, which are secured by the rights to receive future fees and charges purchased from the Company.

Under the terms of the securitization purchase agreements, the rights transferred provide for ASI to receive a percentage (60%, 80% or 100% depending on the underlying commission option) of future mortality and expense charges and contingent deferred sales charges, after reinsurance, expected to be realized over the remaining surrender charge period of the designated contracts
(generally 6 to 8 years). The liability for future fees payable to ASI at the balance sheet date is based on the consideration received less principal repayments according to amortization schedules that were developed at the inception of the transactions. If actual mortality and expense charges and contingent deferred sales charges are less than those projected in the original amortization schedules, calculated on a transaction by transaction basis, ASI has no recourse against the Company. As account values associated with the designated contracts have declined, consistent with the overall decline in the equity markets, historical mortality and expense charges have been lower than expected on certain transactions and it is likely that future mortality and expense charges, on those same transactions, will be lower than originally projected. As a result, the ultimate cash flows associated with these transactions that will transfer to ASI may be lower than the current carrying amount of the liability.

The Company has determined, using assumptions for lapses, mortality, free withdrawals and a long-term fund growth rate of 8% on the Company's assets under management, that the present value of future payments to ASI would be $429,773.

DEFERRED TAXES

The Company evaluates the necessity of recording a valuation allowance against its deferred tax asset in accordance with Statement of Financial Accounting
Standards No. 109, Income Taxes ("SFAS 109"). In performing this evaluation, the
Company considers all available evidence in making the determination as to whether it is more likely than not that deferred tax assets are not realizable.
For the Company, that evidence includes: cumulative U.S. GAAP pre-tax income in recent years past, whether or not operating losses have expired unused in the past, the length of remaining carryback or carryforward periods, and net taxable income or loss expectations in early future years. The net taxable income or loss projections are based on profit assumptions consistent with those used to amortize deferred acquisition costs (see above discussion on deferred acquisition costs).

As of December 31, 2002, the Company has approximately $361,000 gross deferred tax assets related principally to net operating loss carryforwards that expire in 2016 and 2017 and insurance reserve differences. After considering the impact of gross reversing temporary liabilities of $323,000, the Company estimates that the Company will generate sufficient taxable income to fully utilize gross deferred tax assets within 2 years (prior to the expiration of the net operating losses).

LIQUIDITY AND CAPITAL RESOURCES

The Company's liquidity requirements have generally been met by cash from insurance operations, investment activities, borrowings from ASI, reinsurance, capital contributions and securitization transactions with ASI (see Note 8).

The Company's cash from insurance operations is primarily comprised of fees generated off of assets under management, less commission expense on sales, sales and marketing expenses and other operating expenses. Fund performance driven by the equity markets directly impact assets under management and therefore, the fees the Company can generate off of those assets. During 2002 and 2001, assets under management declined consistent with the equity market declines resulting in reductions in fee revenues. In addition, the equity markets impact sales of variable annuities. As sales have declined in a declining equity market, non-promotional commission expense declined, however, in order to boost sales levels, the Company has offered various sales promotions increasing the use of cash for commission expense.

In order to fund the cash strain generated from acquisition costs on current sales, the Company has relied on cash generated from its direct insurance operations as well as reinsurance and securitization transactions. The Company has used modified coinsurance reinsurance arrangements whereby the reinsurer shares in the experience of a specified book of business. These reinsurance transactions result in the Company receiving from the reinsurer an upfront ceding commission on the book of business ceded in exchange for the reinsurer receiving , the future fees generated from that book of business. These reinsurance agreements also mitigate the recoverability risk associated with the payment of up-front commissions and other acquisition costs. Similarly, the
Company has entered into securitization transactions whereby the Company issues to ASI, in exchange for cash, the right to receive future fees generated off of a specific book of business. On April 12, 2002, the Company entered into a new securitization transaction with ASI. This transaction covers designated blocks of business issued from November 1, 2000 through December 31, 2001. The estimated present value of the transaction at April 12, 2002, using a discount rate of 6.00%, was approximately $101,713.

As of December 31, 2002, 2001 and 2000, the Company had short-term borrowings of
$10,000, $10,000 and $10,000, respectively, and had long-term surplus notes liabilities of $110,000, $144,000 and $159,000, respectively. During 2002, the
Company borrowed $263,091 and paid back $263,091 related to short-term borrowing. During 2002 and 2001, the Company received permission from the State of Connecticut Insurance Department to pay down surplus notes in the amount of
$34,000 and $15,000, respectively. See Notes 14 and 15 of Notes to Consolidated
Financial Statements for more information on surplus notes and short-term borrowing, respectively.

As of December 31, 2002, 2001 and 2000, shareholder's equity totaled $683,061,
$577,668 and $496,911, respectively. The Company received capital contributions of $259,720 and $48,000 from ASI during 2002 and 2001, respectively. Of this,
$4,520 and $2,500, respectively, was used to support its investment in Skandia
Vida. Net (loss) income of ($165,257) and $33,099, for the years ended December
31, 2002 and 2001, respectively, contributed to the respective changes in shareholder's equity in 2002 and 2001.

The National Association of Insurance Commissioners ("NAIC") requires insurance companies to report information regarding minimum Risk Based Capital ("RBC")
requirements. These requirements are intended to allow insurance regulators to identify companies that may need regulatory attention. The RBC model law requires that insurance companies apply various factors to asset, premium and reserve items, all of which have inherent risks. The formula includes components for asset risk, insurance risk, interest rate risk and business risk. The
Company has complied with the NAIC's RBC reporting requirements and has total adjusted capital well above required capital.

During 2002, all of the major rating agencies reviewed the U.S. life insurance sector, including the Company. Based on these reviews the rating agencies have evolving concerns surrounding the risk profile of variable annuity companies due to their significant exposure to equity market performance. This exposure has resulted, and may continue to result, in earnings volatility. Based on the reviews made during 2002, the following ratings actions took place:

On May 8, 2002, Fitch Ratings downgraded the Company's "insurer financial strength" rating to A+ from AA- with a "stable" outlook.

On September 19, 2002, Fitch Ratings lowered the Company's "insurer financial strength" rating to A- from A+ with an "evolving" outlook.

On September 27, 2002, A.M. Best Co. lowered the Company's "financial strength"
rating to A- from A with negative implications.

On October 16, 2002, Standard and Poor's lowered the Company's "counter party credit" and "financial strength" ratings to A- from A+ with a negative outlook and removed the Company from Credit Watch.

Subsequent to the announcement of the Acquisition, Standard and Poor's placed the Company on CreditWatch with positive implications.

EFFECTS OF INFLATION

The rate of inflation has not had a significant effect on the Company's financial statements.

OUTLOOK

The Company believes that it is well positioned to retain and enhance its position as a leading provider of financial products for long-term savings and retirement purposes as well as to address the economic impact of premature death, estate planning concerns and supplemental retirement needs. The Company has renewed its focus on its core variable annuity business, offering innovative long-term savings and income products, strengthening its wholesaling efforts and providing consistently good customer service in order to gain market share and improve profitability in an increasingly competitive market.

The Gramm-Leach-Bliley Act of 1999 (the Financial Services Modernization Act)
permits affiliation among banks, securities firms and insurance companies. This legislative change has created opportunities for continued consolidation in the financial services industry and increased competition as large companies offer a wide array of financial products and services.

Various other legislative initiatives could impact the Company such as pension reform and capital gains and estate tax changes. These include the proposed exclusion from tax for corporate dividends, potential changes to the deductibility of dividends received from the Company's separate accounts and newly proposed tax-advantaged savings programs. Additional pension reform may change current tax deferral rules and allow increased contributions to retirement plans, which may lead to higher investments in tax-deferred products and create growth opportunities for the Company. A capital gains tax reduction may cause tax-deferred products to be less attractive to consumers, which could adversely impact the Company.

In addition, NAIC statutory reserving guidelines and/or interpretations of those guidelines may change in the future. Such changes may require the Company to modify, perhaps materially, its statutory-based reserves for variable annuity contracts.

FORWARD LOOKING INFORMATION

The Private Securities Litigation Reform Act of 1995 (the "1995 Act") provides a
"safe harbor" for forward-looking statements, so long as those statements are identified as forward-looking, and the statements are accompanied by meaningful cautionary statements that identify important factors that could cause actual results to differ materially from those discussed in the statement. We want to take advantage of these safe harbor provisions.

Certain information contained in the Management's Discussion and Analysis of
Financial Condition and Results of Operations is forward-looking within the meaning of the 1995 Act or Securities and Exchange Commission rules.

These forward-looking statements rely on a number of assumptions concerning future events, and are subject to a number of significant uncertainties and results may differ materially from these statements. You should not put undue reliance on these forward-looking statements. We disclaim any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company is subject to potential fluctuations in earnings and the fair value of certain of its assets and liabilities, as well as variations in expected cash flows due to changes in market interest rates and equity prices. The following discussion focuses on specific exposures the Company has to interest rate and equity price risk and describes strategies used to manage these risks, and includes "forward-looking statements" that involve risk and uncertainties. The discussion is limited to financial instruments subject to market risks and is not intended to be a complete discussion of all of the risks to which the
Company is exposed.

INTEREST RATE RISK

Fluctuations in interest rates can potentially impact the Company's profitability and cash flows. At December 31, 2002, 91% of assets held under management by the Company are in non-guaranteed Separate Accounts for which the
Company's interest rate and equity market exposure is not significant, as the contract owner assumes substantially all of the investment risk. Of the remaining 9% of assets, the interest rate risk from contracts that carry interest rate exposure is managed through an asset/liability matching program which takes into account the risk variables of the insurance liabilities supported by the assets.

At December 31, 2002, the Company held fixed maturity investments in its general account that are sensitive to changes in interest rates. These securities are held in support of the Company's fixed immediate annuities, fixed supplementary contracts, the fixed investment option offered in its variable life insurance contracts, and in support of the Company's target solvency capital. The Company has a conservative investment philosophy with regard to these investments. All investments are investment grade corporate securities, government agency or U.S.
government securities.

The Company's deferred annuity products offer a fixed investment option which subjects the Company to interest rate risk. The fixed option guarantees a fixed rate of interest for a period of time selected by the contract owner. Guarantee period options available range from one to ten years. Withdrawal of funds, or transfer of funds to variable investment options, before the end of the guarantee period subjects the contract owner to a market value adjustment
("MVA"). In the event of rising interest rates, which make the fixed maturity securities underlying the guarantee less valuable, the MVA could be negative. In the event of declining interest rates, which make the fixed maturity securities underlying the guarantee more valuable, the MVA could be positive. The resulting increase or decrease in the value of the fixed option, from calculation of the
MVA, should substantially offset the increase or decrease in the market value of the securities underlying the guarantee. The Company maintains strict asset/liability matching to enable this offset. However, the Company still takes on the default risk for the underlying securities, the interest rate risk of reinvestment of interest payments and the risk of failing to maintain the asset/liability matching program with respect to duration and convexity.

Liabilities held in the Company's guaranteed separate account as of December 31,
2002 totaled $1,828,048. Assets, primarily fixed income investments, supporting those liabilities had a fair value of $1,828,048. The Company performed a sensitivity analysis on these interest-sensitive liabilities and assets at
December 31, 2002. The analysis showed that an immediate decrease of 100 basis points in interest rates would result in a net increase in liabilities and the corresponding assets of approximately $69,150 and $68,500, respectively. An analysis of a 100 basis point decline in interest rates at December 31, 2001, showed a net increase in interest-sensitive liabilities and the corresponding assets of approximately $39,800 and $39,900, respectively.

EQUITY MARKET EXPOSURE

The primary equity market risk to the Company comes from the nature of the variable annuity and variable life products sold by the Company. Various fees and charges earned are substantially derived as a percentage of the market value of assets under management. In a market decline, this income will be reduced.
This could be further compounded by customer withdrawals, net of applicable surrender charge revenues, partially offset by transfers to the fixed option discussed above. A 10% decline in the market value of the assets under management at December 31, 2002, sustained throughout 2003, would result in an approximate drop in related mortality and expense charges and annual fee income of $36,350.

Another equity market risk exposure of the Company relates to guaranteed minimum death benefit payments. Declines in equity markets and, correspondingly, the performance of the funds underlying the Company's products, increase exposure to guaranteed minimum death benefit payments. As discussed in Note 2D of the consolidated financial statements, the Company uses derivative instruments to hedge against the risk of significant decreases in equity markets. Prior to the implementation of this program, the Company used reinsurance to mitigate this risk.

The Company has a portfolio of equity investments consisting of mutual funds, which are held in support of a deferred compensation program. In the event of a decline in market values of underlying securities, the value of the portfolio would decline; however the accrued benefits payable under the related deferred compensation program would decline by a corresponding amount.

Estimates of interest rate risk and equity price risk were obtained using computer models that take into consideration various assumptions about the future. Given the uncertainty of future interest rate movements, volatility in the equity markets and consumer behavior, actual results may vary from those predicted by the Company's models.

AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF
AMERICAN SKANDIA LIFE ASSURANCE CORPORATION

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholder of American Skandia Life Assurance
Corporation Shelton, Connecticut

We have audited the consolidated statements of financial condition of American
Skandia Life Assurance Corporation (the "Company" which is an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.) as of December 31,
2002 and 2001, and the related consolidated statements of income, shareholder's equity and cash flows for each of the three years in the period ended December
31, 2002. These consolidated financial statements are the responsibility of the
Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Skandia
Life Assurance Corporation at December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 2, in 2002 the Company adopted Statement of Financial
Accounting Standards No. 142, Goodwill and Other Intangible Assets.

As discussed in Note 2, effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments
and Hedging Activities.

/s/ Ernst & Young LLP

Hartford, Connecticut
February 3, 2003

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
     (an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                        (in thousands, except share data)

                                                                        As of December 31,
                                                                       2002             2001
                                                                  --------------   --------------
                            ASSETS
                            ------
Investments:
Fixed maturities - at fair value (amortized cost of $379,422
and $356,882, respectively)                                       $      398,601   $      362,831
Equity securities - at fair value (amortized cost of $52,017
and $49,886, respectively)                                                51,769           45,083
Derivative instruments - at fair value                                    10,370            5,525
Policy loans                                                               7,559            6,559
                                                                  --------------   --------------
  Total investments                                                      468,299          419,998
Cash and cash equivalents                                                 51,339                -
Accrued investment income                                                  4,196            4,737
Deferred acquisition costs                                             1,117,544        1,383,281
Reinsurance receivable                                                     5,447            7,733
Receivable from affiliates                                                 3,961            3,283
Income tax receivable                                                          -           30,537
Deferred income taxes                                                     38,206                -
Fixed assets, at depreciated cost (accumulated depreciation of
$7,555 and $4,266, respectively)                                          12,132           17,752
Other assets                                                             101,848          103,912
Separate account assets                                               21,905,613       26,038,549
                                                                  --------------   --------------
  Total assets                                                    $   23,708,585   $   28,009,782
                                                                  ==============   ==============
            LIABILITIES AND SHAREHOLDER'S EQUITY
            ------------------------------------
Liabilities:
Reserves for future policy and contract benefits                  $      149,349   $       91,126
Accounts payable and accrued expenses                                    133,543          192,952
Income tax payable                                                         6,547                -
Deferred income taxes                                                          -           54,980
Payable to affiliates                                                      2,223          101,035
Future fees payable to American Skandia, Inc. ("ASI")                    708,249          799,472
Short-term borrowing                                                      10,000           10,000
Surplus notes                                                            110,000          144,000
Separate account liabilities                                          21,905,613       26,038,549
                                                                  --------------   --------------
  Total liabilities                                                   23,025,524       27,432,114
                                                                  --------------   --------------
Commitments and contingent liabilities (Note 18)
Shareholder's equity:
Common stock, $100 par value, 25,000 shares authorized,
issued and outstanding                                                     2,500            2,500
Additional paid-in capital                                               595,049          335,329
Retained earnings                                                         73,821          239,078
Accumulated other comprehensive income                                    11,691              761
                                                                  --------------   --------------
  Total shareholder's equity                                             683,061          577,668
                                                                  --------------   --------------
Total liabilities and shareholder's equity                        $   23,708,585   $   28,009,782
                                                                  ==============   ==============

                See notes to consolidated financial statements.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
     (an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                        CONSOLIDATED STATEMENTS OF INCOME
                                 (in thousands)

                                                                   For the Years Ended December 31,
                                                              2002               2001               2000
                                                        ---------------    ---------------    ----------------
                        REVENUES
                        --------
Annuity and life insurance charges and fees             $       370,004    $       388,696    $        424,578
Fee income                                                       97,650            111,196             130,610
Net investment income                                            19,632             20,126              18,595
Net realized capital (losses) gains                              (9,614)               928               (688)
Other                                                             2,176              1,770               4,883
                                                        ---------------    ---------------    ----------------
  Total revenues                                                479,848            522,716             577,978
                                                        ---------------    ---------------    ----------------
                         EXPENSES
                         --------
Benefits:
Annuity and life insurance benefits                               3,391              1,955                 751
Change in annuity and life insurance policy reserves              2,741            (39,898)             49,339
Guaranteed minimum death benefit claims, net of hedge            23,256             20,370               2,618
Return credited to contract owners                                5,196              5,796               8,463
                                                        ---------------    ---------------    ----------------
  Total benefits                                                 34,584            (11,777)             61,171
Other:
Underwriting, acquisition and other insurance
expenses                                                        188,728            196,755             150,597
Amortization of deferred acquisition costs                      510,059            224,047             184,616
Interest expense                                                 14,544             73,424              85,998
                                                        ---------------    ---------------    ----------------
                                                                713,331            494,226             421,211
                                                        ---------------    ---------------    ----------------
  Total benefits and expenses                                   747,915            482,449             482,382
                                                        ---------------    ---------------    ----------------
(Loss) income from operations before income tax
(benefit) expense                                              (268,067)            40,267              95,596
  Income tax (benefit) expense                                 (102,810)             7,168              30,779
                                                        ---------------    ---------------    ----------------
  Net (loss) income                                     $      (165,257)    $        33,099   $         64,817
                                                        ===============    ===============    ================

                See notes to consolidated financial statements.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
     (an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                 CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY
                                 (in thousands)

                                                                        Accumulated Other
                                                                       Comprehensive Income
                                  -------------------------------------------------------------------------------------------
                                                                    Additional     Foreign        Unrealized
                                      Common         Paid in         Retained      Currency          Gains
                                      Stock          Capital         Earnings    Translation        (Losses)         Total
                                  ------------    -------------   ------------   ------------    ------------   -------------
As of December 31, 1999           $      2,500    $     215,879   $    141,162   $        148    ($       255)  $     359,434
Net income                                                              64,817                                         64,817
Other comprehensive income:
Unrealized capital gains                                                                                  843             843
Reclassification adjustment for
realized losses included in net
realized capital (losses) gains                                                                           433             433
Foreign currency translation                                                              (66)                            (66)
Other comprehensive income                                                                                              1,210
Comprehensive income                                                                                                   66,027
Capital contributions                                    71,450                                                        71,450
                                  ------------    -------------   ------------   ------------    -------------   ------------
As of December 31, 2000                  2,500          287,329        205,979             82           1,021         496,911
Net income                                                              33,099                                         33,099
Other comprehensive loss:
Unrealized capital losses                                                                                (261)           (261)
Reclassification adjustment for
realized gains included in net
realized capital (losses) gains                                                                           (14)            (14)
Foreign currency translation                                                              (67)                            (67)
Other comprehensive loss                                                                                                 (342)
Comprehensive income                                                                                                   32,757
Capital contributions                                    48,000                                                        48,000
                                  ------------    -------------   ------------   ------------    -------------   ------------
As of December 31, 2001                  2,500          335,329        239,078             15             746         577,668
Net loss                                                              (165,257)                                      (165,257)
Other comprehensive income:
Unrealized capital gains                                                                               10,434          10,434
Reclassification adjustment for
realized losses included in net
realized capital (losses) gains                                                                         1,126           1,126
Foreign currency translation                                                             (630)                           (630)
Other comprehensive income                                                                                             10,930
Comprehensive loss                                                                                                   (154,327)
Capital contributions                                   259,720                                                       259,720
                                  ------------    -------------   ------------   ------------    -------------   ------------
As of December 31, 2002           $      2,500    $     595,049   $     73,821   $       (615)   $     12,306    $    683,061

Unrealized capital gains (losses) is shown net of tax expense (benefit) of
$5,618, ($140) and $454 for 2002, 2001 and 2000, respectively. Reclassification adjustment for realized losses (gains) included in net realized capital (losses)
gains is shown net of tax expense (benefit) of $606, ($8) and $233 for 2002,
2001 and 2000, respectively. Foreign currency translation is shown net of tax benefit of $339, $36 and $36 for 2002, 2001 and 2000, respectively.

See notes to consolidated financial statements.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
     (an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                       For the Years Ended December 31,
                                                                    2002            2001           2000
                                                                ------------    ------------    ------------
Cash flow from operating activities:
Net (loss) income                                               $   (165,257)   $     33,099    $     64,817
Adjustments to reconcile net (loss) income to net
cash (used in) provided by operating activities:
Amortization and depreciation                                         21,649          13,374           5,758
Deferral of acquisition costs                                       (244,322)       (209,136)       (495,103)
Amortization of deferred acquisition costs                           510,059         224,047         184,616
Deferred tax (benefit) expense                                       (99,071)         46,215          60,023
Change in unrealized (gains) losses on derivatives                    (5,149)          2,902          (2,936)
Increase (decrease) in policy reserves                                 3,293         (38,742)         50,892
(Decrease) increase in net receivable/payable to affiliates          (99,490)        103,496         (72,063)
Change in net income tax receivable/payable                           37,084           4,083         (58,888)
Increase in other assets                                              (9,546)        (12,105)        (65,119)
Decrease (increase) in accrued investment income                         541             472          (1,155)
Decrease (increase) in reinsurance receivable                          2,286          (1,849)            420
(Decrease) increase in accounts payable and accrued
expenses                                                             (59,409)         55,912         (21,550)
Net realized capital (gains) losses on derivatives                   (26,654)        (14,929)          5,554
Net realized capital losses (gains) on investments                     9,616            (928)            688
                                                                ------------    ------------    ------------
Net cash (used in) provided by operating activities                 (124,370)        205,911        (344,046)
                                                                ------------    ------------    ------------
Cash flow from investing activities:
Purchase of fixed maturity investments                              (388,053)       (462,820)       (380,737)
Proceeds from sale and maturity of fixed
maturity investments                                                 367,263         390,816         303,736
Purchase of derivatives                                              (61,998)       (103,533)        (14,781)
Proceeds from exercise or sale of derivative instruments              88,956         113,051           5,936
Purchase of shares in equity securities and dividend
reinvestments                                                        (49,713)        (55,430)        (18,136)
Proceeds from sale of shares in equity securities                     34,220          25,228           8,345
Purchase of fixed assets                                              (2,423)        (10,773)         (7,348)
Increase in policy loans                                              (1,000)         (2,813)         (2,476)
                                                                ------------    ------------    ------------
Net cash used in investing activities                                (12,748)       (106,274)       (105,461)
                                                                ------------    ------------    ------------
Cash flow from financing activities:
Capital contribution                                                 259,720          48,000          71,450
Pay down of surplus notes                                            (34,000)        (15,000)        (20,000)
(Decrease) increase in future fees payable to ASI, net               (91,223)       (137,355)        358,376
Deposits to contract owner accounts                                  808,209          59,681         172,441
Withdrawals from contract owner accounts                            (164,964)       (130,476)       (102,603)
Change in contract owner accounts, net of investment earnings       (588,315)         62,875         (55,468)
                                                                ------------    ------------    ------------
Net cash provided by (used in) financing activities                  189,427        (112,275)        424,196
                                                                ------------    ------------    ------------
Net increase (decrease) in cash and cash equivalents                  52,309         (12,638)        (25,311)
Change in foreign currency translation                                  (970)           (103)           (101)
Cash and cash equivalents at beginning of period                          --          12,741          38,153
Cash and cash equivalents at end of period                      $     51,339    $         --    $     12,741
                                                                ============    ============    ============
Income taxes (received) paid                                    $    (40,823)   $    (43,130)   $     29,644
                                                                ============    ============    ============
Interest paid                                                   $     23,967    $     56,831    $    114,394
                                                                ============    ============    ============

                 See notes to consolidated financial statements.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
     (an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

                   Notes to Consolidated Financial Statements
                               December 31, 2002
                             (dollars in thousands)

1. ORGANIZATION AND OPERATION

American Skandia Life Assurance Corporation ("ASLAC" or the "Company"), with its principal offices in Shelton, Connecticut, is a wholly-owned subsidiary of
American Skandia, Inc. ("ASI"). On December 19, 2002, Skandia Insurance Company
Ltd. (publ) ("SICL"), an insurance company organized under the laws of the
Kingdom of Sweden, and the ultimate parent company of the Company, entered into a definitive purchase agreement with Prudential Financial, Inc., a New Jersey corporation ("Prudential Financial"), whereby Prudential Financial will acquire the Company and certain of its affiliates (the "Acquisition"). Consummation of the transaction is subject to various closing conditions, including regulatory approvals and approval of certain matters by the board of directors and shareholders of the mutual funds advised by American Skandia Investment
Services, Inc. ("ASISI"), a subsidiary of ASI. The transaction is expected to close during the second quarter of 2003.

The Company develops long-term savings and retirement products, which are distributed through its affiliated broker/dealer company, American Skandia
Marketing, Incorporated ("ASM"). The Company currently issues term and variable universal life insurance and variable deferred and immediate annuities for individuals and groups in the United States of America and its territories.

The Company has 99.9% ownership in Skandia Vida, S.A. de C.V. ("Skandia Vida"), which is a life insurance company domiciled in Mexico. Skandia Vida had total shareholder's equity of $5,023 and $4,179 as of December 31, 2002, and 2001,
respectively. Skandia Vida has generated net losses of $2,706, $2,619 and $2,540 in 2002, 2001 and 2000, respectively. As part of the Acquisition, it is expected that the Company will sell its ownership interest in Skandia Vida to SICL. The
Company has filed for required regulatory approvals from the State of
Connecticut and Mexico related to the sale of Skandia Vida.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A. BASIS OF REPORTING

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States
("U.S. GAAP"). Skandia Vida has been consolidated in these financial statements.
Intercompany transactions and balances between the Company and Skandia Vida have been eliminated in consolidation.

Certain reclassifications have been made to prior year amounts to conform with the current year presentation.

B. NEW ACCOUNTING STANDARD

Effective January 1, 2001, the Company adopted Statement of Financial Accounting
Standards No. 133, "Accounting for Derivative Instruments and Hedging
Activities," as amended by SFAS 137 and SFAS 138 (collectively "SFAS 133").
Derivative instruments held by the Company consist of equity put option contracts utilized to

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
     (an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

manage the economic risks associated with guaranteed minimum death benefits
("GMDB"). These derivative instruments are carried at fair value. Realized and unrealized gains and losses are reported in the Consolidated Statements of
Income, together with GMDB claims expense, as a component of Guaranteed Minimum
Death Benefit Claims, Net of Hedge. The adoption of SFAS No. 133 did not have a material effect on the Company's financial statements.

Effective April 1, 2001, the Company adopted the Emerging Issues Task Force
("EITF") Issue 99-20, "Recognition of Interest Income and Impairment on
Purchased and Retained Beneficial Interests in Securitized Financial Assets."
Under the consensus, investors in certain asset-backed securities are required to record changes in their estimated yield on a prospective basis and to evaluate these securities for an other than temporary decline in value. If the fair value of the asset-backed security has declined below its carrying amount and the decline is determined to be other than temporary, the security is written down to fair value. The adoption of EITF Issue 99-20 did not have a significant effect on the Company's financial statements.

In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards. No. 142 "Accounting for Goodwill and
Intangible Assets" ("SFAS 142"). Under the new standard, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the new standard. Other intangible assets will continue to be amortized over their useful lives.

The Company applied the new rules on the accounting for goodwill and other intangible assets in the first quarter of 2002. The adoption of SFAS 142 did not have a significant impact on the Company's financial statements.

C. INVESTMENTS

The Company has classified its fixed maturity investments as available-for-sale and, as such, they are carried at fair value with changes in unrealized gains and losses reported as a component of other comprehensive income.

The Company has classified its equity securities held in support of a deferred compensation plan (see Note 12) as available-for-sale. Such investments are carried at fair value with changes in unrealized gains and losses reported as a component of other comprehensive income.

Policy loans are carried at their unpaid principal balances.

Realized capital gains and losses on disposal of investments are determined by the specific identification method.

Other than temporary impairment charges are determined based on an analysis that is performed on a security by security basis and includes quantitative and qualitative factors.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
     (an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

D. DERIVATIVE INSTRUMENTS

The Company uses derivative instruments, which consist of equity put option contracts, for risk management purposes, and not for trading or speculation. The
Company hedges the economic GMDB exposure associated with equity market fluctuations. As the equity markets decline, the Company's exposure to future
GMDB claims increases. Conversely, as the equity markets increase the Company's exposure to future GMDB claims decreases. The claims exposure is reduced by the market value effect of the option contracts purchased.

Based on criteria described in SFAS 133, the Company's fair value hedges do not qualify as "effective" hedges and, therefore, hedge accounting may not be applied. Accordingly, the derivative investments are carried at fair value with changes in unrealized gains and losses being recorded in income as those changes occur. As such, both realized and unrealized gains and losses are reported in the Consolidated Statements of Income, together with GMDB claims expense, as a component of Guaranteed Minimum Death Benefit Claims, Net of Hedge.

As of December 31, 2002 and 2001, the accumulated difference between cost and market value on the Company's derivatives was an unrealized gain of $1,434 and an unrealized loss of $3,715, respectively. The amount of realized and unrealized gains (losses) on the Company's derivatives recorded during the years ended December 31, 2002, 2001 and 2000 was $31,803, $12,027 and ($2,619),
respectively.

E. CASH EQUIVALENTS

The Company considers all highly liquid time deposits, commercial paper and money market mutual funds purchased with a maturity date, at acquisition, of three months or less to be cash equivalents.

As of December 31, 2002, $50 of cash reflected on the Company's financial statements was restricted in compliance with regulatory requirements.

F. STATE INSURANCE LICENSES

Licenses to do business in all states have been capitalized and reflected at the purchase price of $6,000 less accumulated amortization of $2,038 at December 31,
2002. Due to the adoption of SFAS 142, the cost of the licenses is no longer being amortized but is subjected to an annual impairment test. As of December
31, 2002, the Company estimated the fair value of the state insurance licenses to be in excess of book value and, therefore, no impairment charge was required.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
     (an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

G. INCOME TAXES

The Company is included in the consolidated federal income tax return filed by
Skandia U.S. Inc. and its U.S. subsidiaries. In accordance with the tax sharing agreement, the federal income tax provision is computed on a separate return basis as adjusted for consolidated items. Pursuant to the terms of this agreement, the Company has the right to recover the value of losses utilized by the consolidated group in the year of utilization. To the extent the Company generates income in future years, the Company is entitled to offset future taxes on that income through the application of its loss carry forward generated in the current year.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

H. RECOGNITION OF REVENUE AND CONTRACT BENEFITS

Revenues for variable deferred annuity contracts consist of charges against contract owner account values or separate accounts for mortality and expense risks, administration fees, surrender charges and an annual maintenance fee per contract. Revenues for mortality and expense risk charges and administration fees are recognized as assessed against the contract holder. Surrender charge revenue is recognized when the surrender charge is assessed against the contract holder at the time of surrender. Annual maintenance fees are earned ratably throughout the year.

Benefit reserves for the variable investment options on annuity contracts represent the account value of the contracts and are included in the separate account liabilities.

Fee income from mutual fund organizations is recognized when assessed against assets under management.

Revenues for variable immediate annuity and supplementary contracts with life contingencies consist of certain charges against contract owner account values including mortality and expense risks and administration fees. These charges and fees are recognized as revenue as assessed against the contract holder. Benefit reserves for variable immediate annuity contracts represent the account value of the contracts and are included in the separate account liabilities.

Revenues for the market value adjusted fixed investment option on annuity contracts consist of separate account investment income reduced by amounts credited to the contract holder for interest. This net spread is included in return credited to contract owners on the consolidated statements of income.
Benefit reserves for these contracts represent the account value of the contracts plus a

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
     (an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

market value adjustment, and are included in the general account reserve for future policy and contract benefits to the extent in excess of the separate account assets, typically for the market value adjustment at the reporting date.

Revenues for fixed immediate annuity and fixed supplementary contracts without life contingencies consist of net investment income, reported as a component of return credited to contract owners. Revenues for fixed immediate annuity contracts with life contingencies consist of single premium payments recognized as annuity considerations when received. Benefit reserves for these contracts are based on applicable actuarial standards with assumed interest rates that vary by issue year and are included in the general account reserve for future policy and contract benefits. Assumed interest rates ranged from 6.25% to 8.25%
at December 31, 2002 and 2001.

Revenues for variable life insurance contracts consist of charges against contract owner account values or separate accounts for mortality and expense risk fees, administration fees, cost of insurance fees, taxes and surrender charges. Certain contracts also include charges against premium to pay state premium taxes. All of these charges are recognized as revenue when assessed against the contract holder. Benefit reserves for variable life insurance contracts represent the account value of the contracts and are included in the separate account liabilities.

I. DEFERRED ACQUISITION COSTS

The costs of acquiring new business, which vary with and are primarily related to new business generated, are being deferred, net of reinsurance. These costs include commissions, purchase credits, costs of contract issuance, and certain selling expenses that vary with production.

The Company uses the retrospective deposit method for amortizing deferred acquisition costs. This method results in deferred acquisition costs being amortized in proportion to expected gross profits, from surrender charges and policy and asset based fees, net of operating and claim costs. The deferred acquisition cost asset is adjusted retrospectively and prospectively when estimates of current and future gross profits to be realized from a group of products are revised. Critical assumptions in estimating gross profits include those for surrenders, long-term fund growth rate, expenses and death benefits.
The long-term fund growth rate, in large part, determines the estimated future asset levels on which the most significant revenues are based. The Company's long-term fund growth rate assumption is 8% (net of charges assessed against the underlying mutual fund, but before charges assessed at the separate account and contract level). When current period actual asset growth is greater or less than the Company's long-term expectation, the Company adjusts the short-term asset growth rate to a level that will allow the Company, in the short-term, to resume the long-term asset growth rate expectation. The short-term asset growth rate is subject to constraints surrounding actual market conditions.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
     (an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Details of deferred acquisition costs and related amortization for the years ended December 31, are as follows:

                                              2002             2001            2000
                                         -------------    -------------    -------------
Balance at beginning of year             $   1,383,281    $   1,398,192    $   1,087,705
Acquisition costs deferred during the
year                                           244,322          209,136          495,103
Acquisition costs amortized during the
year                                          (510,059)        (224,047)        (184,616)
                                         -------------    -------------    -------------
Balance at end of year                   $   1,117,544    $   1,383,281    $   1,398,192
                                         =============    =============    =============

As asset growth rates, during 2002 and 2001, have been far below the Company's long-term assumption, the adjustment to the short-term asset growth rate had risen to a level, before being capped, that in management's opinion was excessive in the current market environment. Based on an analysis of those short-term rates, the related estimates of future gross profits and an impairment study, management of the Company determined that the short-term asset growth rate should be reset to the level of the long-term growth rate expectation as of September 30, 2002. This resulted in an acceleration of amortization of approximately $206,000.

Throughout the year, the Company also updated its future estimated gross profits with respect to certain mortality assumptions reflecting actual experience and the decline in the equity markets resulting in additional increased amortization of approximately $72,000.

J. REINSURANCE

The Company cedes reinsurance under modified co-insurance arrangements. These reinsurance arrangements provide additional capacity for growth in supporting the cash flow strain from the Company's variable annuity and variable life insurance business. The reinsurance is effected under quota share contracts.

At December 31, 2002 and 2001, in accordance with the provisions of the modified coinsurance agreements, the Company accrued approximately $5,447 and $7,733, respectively, for amounts receivable from favorable reinsurance experience on certain blocks of variable annuity business.

K. TRANSLATION OF FOREIGN CURRENCY

The financial position and results of operations of Skandia Vida are measured using local currency as the functional currency. Assets and liabilities are translated at the exchange rate in effect at each year-end. Statements of income and changes in shareholder's equity accounts are translated at the average rate prevailing during the year. Translation adjustments arising from the use of differing exchange rates from period to period are reported as a component of other comprehensive income.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
     (an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

L. SEPARATE ACCOUNTS

Assets and liabilities in separate accounts are included as separate captions in the consolidated statements of financial condition. Separate account assets consist principally of long term bonds, investments in mutual funds, short-term securities and cash and cash equivalents, all of which are carried at fair value. The investments are managed predominately through ASISI, utilizing various fund managers as sub-advisors. The remaining investments are managed by independent investment firms. The contract holder has the option of directing funds to a wide variety of investment options, most of which invest in mutual funds. The investment risk on the variable portion of a contract is borne by the contract holder. Fixed options with minimum guaranteed interest rates are also available. The Company bears the credit risk associated with the investments that support these fixed options.

Included in Separate Account liabilities are reserves of $1,828,048 and
$1,092,944 at December 31, 2002 and 2001, respectively, relating to deferred annuity investment options for which the contract holder is guaranteed a fixed rate of return. These reserves are calculated using the Commissioners Annuity
Reserve Valuation Method. Separate Account assets of $1,828,048 and $1,092,944 at December 31, 2002 and 2001, respectively, consisting of fixed maturities, equity securities, short-term securities, cash and cash equivalents, accrued investment income, accrued liabilities and amounts due to/from the General
Account are held in support of these annuity obligations, pursuant to state regulation.

Included in the general account, within Reserves for Future Policy and Contract
Benefits, is the market value adjustment associated with the guaranteed, fixed rate investment options, assuming the market value adjustment at the reporting date.

Net investment income (including net realized capital gains and losses) and interest credited to contract holders on separate account assets are not separately reflected in the Consolidated Statements of Income.

M. UNEARNED PERFORMANCE CREDITS

The Company defers certain bonus credits applied to contract holder deposits.
The credit is reported as a contract holder liability within separate account liabilities and the deferred expense is reported as a component of other assets.
As the contract holder must keep the contract in-force for 10 years to earn the bonus credit, the Company amortizes the deferred expense on a straight-line basis over 10 years. If the contract holder surrenders the contract or the contract holder dies prior to the end of 10 years, the bonus credit is returned to the Company. This component of the bonus credit is amortized in proportion to expected surrenders and mortality. As of December 31, 2002 and 2001, the unearned performance credit asset was $83,288 and $89,234, respectively.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
     (an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

N. ESTIMATES

The preparation of financial statements in conformity with U.S. GAAP requires that management make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The more significant estimates and assumptions are related to deferred acquisition costs and involve estimates of future policy lapses, investment returns and maintenance expenses. Actual results could differ from those estimates.

3. INVESTMENTS

The amortized cost, gross unrealized gains and losses and fair value of fixed maturities and investments in equity securities as of December 31, 2002 and 2001 are shown below. All securities held at December 31, 2002 and 2001 were publicly traded.

Investments in fixed maturities as of December 31, 2002 consisted of the following:

                                        Gross         Gross
                                      Amortized    Unrealized    Unrealized
                                        Cost           Gains        Losses      Fair Value
                                     -----------   -----------   -----------    -----------
U.S. Government obligations          $   270,969   $    15,658   $       (78)   $   286,549
Obligations of state and political
subdivisions                                 253             9            (1)           261
Corporate securities                     108,200         3,631           (40)       111,791
                                     -----------   -----------   -----------    -----------
Totals                               $   379,422   $    19,298   $      (119)   $   398,601
                                     ===========   ===========   ===========    ===========

The amortized cost and fair value of fixed maturities, by contractual maturity, at December 31, 2002 are shown below. Actual maturities may differ from contractual maturities due to call or prepayment provisions.

                                             Amortized
                                                Cost        Fair Value
                                           -------------   -----------
Due in one year or less                    $      12,793   $    12,884
Due after one through five years                 165,574       171,830
Due after five through ten years                 186,609       198,913
Due after ten years                               14,446        14,974
                                           -------------   -----------
Total                                      $     379,422   $   398,601
                                           =============   ===========

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
     (an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. INVESTMENTS (continued)

Investments in fixed maturities as of December 31, 2001 consisted of the following:

                                                      Gross          Gross
                                      Amortized     Unrealized     Unrealized
                                        Cost           Gains         Losses      Fair Value
                                     -----------   -----------   -----------    -----------
U.S. Government obligations          $   198,136   $     2,869   $      (413)   $   200,592
Obligations of state and political
subdivisions                                 252             8            --            260
Corporate securities                     158,494         4,051          (566)       161,979
                                     -----------   -----------   -----------    -----------
Totals                               $   356,882   $     6,928   $      (979)   $   362,831
                                     ===========   ===========   ===========    ===========

Proceeds from sales of fixed maturities during 2002, 2001 and 2000 were
$367,213, $386,816 and $302,632, respectively. Proceeds from maturities during
2002, 2001 and 2000 were $50, $4,000 and $1,104, respectively.

The cost, gross unrealized gains/losses and fair value of investments in equity securities at December 31 are shown below:

                        Gross       Gross
                     Unrealized   Unrealized      Fair
                        Cost        Gains        Losses        Value
                     ----------   ----------   ----------    ----------
2002                 $   52,017   $      136   $     (384)   $   51,769
2001                 $   49,886   $      122   $   (4,925)   $   45,083

Net realized investment gains (losses), determined on a specific identification basis, were as follows for the years ended December 31:

                                      2002             2001           2000
                                  ------------    ------------    -------------
Fixed maturities:
Gross gains                       $      8,213    $      8,849    $      1,002
Gross losses                            (4,468)         (4,387)         (3,450)
Investment in equity securities:
Gross gains                                 90             658           1,913
Gross losses                           (13,451)         (4,192)           (153)
                                  ------------    ------------    -------------
Totals                            $     (9,616)   $        928    $       (688)
                                  ============    ============    =============

During 2002, the Company determined that certain amounts of its investment in equity securities were other than temporarily impaired and, accordingly, recorded a loss of $3,769.

As of December 31, 2002, the Company did not own any investments in fixed maturity securities whose carrying value exceeded 10% of the Company's equity.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
     (an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. INVESTMENTS (continued)

As of December 31, 2002, the following fixed maturities were restricted in compliance with regulatory requirements:

Security                                      Fair Value
-----------                                   ----------
U.S. Treasury Note, 6.25%, February 2003      $    4,345
U.S. Treasury Note, 3.00%, November 2003             183
Puerto Rico Commonwealth, 4.60%, July 2004           210
Puerto Rico Commonwealth, 4.875%, July 2023           52

4. FAIR VALUES OF FINANCIAL INSTRUMENTS

The methods and assumptions used to determine the fair value of financial instruments are as follows:

Fair values of fixed maturities with active markets are based on quoted market prices. For fixed maturities that trade in less active markets, fair values are obtained from an independent pricing service.

Fair values of equity securities are based on quoted market prices.

The fair value of derivative instruments is determined based on the current value of the underlying index.

The carrying value of cash and cash equivalents (cost) approximates fair value due to the short-term nature of these investments.

The carrying value of policy loans approximates fair value.

Fair value of future fees payable to ASI are determined on a discounted cash flow basis, using best estimate assumptions of lapses, mortality, free withdrawals and a long-term fund growth rate of 8% on the Company's assets under management.

The carrying value of short-term borrowings (cost) approximates fair value due to the short-term nature of these liabilities.

Fair value of surplus notes are determined based on a discounted cash flow basis with a projected payment of principal and all accrued interest at the maturity date (see Note 14 for payment restrictions).

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
     (an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4. FAIR VALUES OF FINANCIAL INSTRUMENTS (continued)

The fair values and carrying values of financial instruments at December 31,
2002 and 2001 are as follows:

                                   December 31, 2002               December 31, 2001
                              Fair Value    Carrying Value    Fair Value    Carrying Value
                             ------------   --------------   ------------   --------------
Assets
------
Fixed Maturities             $    398,601   $      398,601   $    362,831   $      362,831
Equity Securities                  51,769           51,769         45,083           45,083
Derivative Instruments             10,370           10,370          5,525            5,525
Policy Loans                        7,559            7,559          6,559            6,559

Liabilities
-----------
Future Fees Payable to ASI        429,773          708,249        546,357          799,472
Short-term Borrowing               10,000           10,000         10,000           10,000
Surplus Notes and accrued
interest of $29,230 and
$25,829 in 2002 and 2001,
respectively                      140,777          139,230        174,454          169,829

5. NET INVESTMENT INCOME

The sources of net investment income for the years ended December 31 were as follows:

                                2002            2001           2000
                            ------------    ------------    ------------
Fixed maturities            $     18,015    $     18,788    $     13,502
Cash and cash equivalents          1,116             909           5,209
Equity securities                    809             622              99
Policy loans                         403             244              97
Total investment income           20,343          20,563          18,907
Investment expenses                 (711)           (437)           (312)
Net investment income       $     19,632    $     20,126    $     18,595

6. INCOME TAXES

The significant components of income tax expense for the years ended December 31 were as follows:

                                                 2002             2001            2000
                                            -------------    -------------    -------------
Current tax benefit                         $      (3,739)   $     (39,047)   $     (29,244)
Deferred tax expense, excluding operating
loss carryforwards                                 35,915           60,587           60,023
Deferred tax benefit for operating and
capital loss carryforwards                       (134,986)         (14,372)              --
                                            -------------    -------------    -------------
Total income tax (benefit) expense          $    (102,810)   $       7,168    $      30,779
                                            =============    =============    =============

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
     (an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6. INCOME TAXES (continued)

Deferred tax assets (liabilities) include the following at December 31:

                                         2002            2001
                                     ------------    ------------
Deferred tax assets:
GAAP to tax reserve differences      $    165,348    $    241,503
Future fees payable to ASI                 21,475          63,240
Deferred compensation                      20,603          20,520
Net operating loss carry forward          147,360          14,372
Other                                       6,530          17,276
                                     ------------    ------------
Total deferred tax assets                 361,316         356,911
                                     ------------    ------------
Deferred tax liabilities:
Deferred acquisition costs, net          (312,933)       (404,758)
Net unrealized gains on fixed
maturity securities                        (6,713)         (2,082)
Other                                      (3,464)         (5,051)
                                     ------------    ------------
Total deferred tax liabilities           (323,110)       (411,891)
                                     ------------    ------------
Net deferred tax asset (liability)   $     38,206    $    (54,980)
                                     ============    ============

In accordance with SFAS 109, the Company has performed an analysis of its deferred tax assets to assess recoverability. Looking at a variety of items, most notably, the timing of the reversal of temporary items and future taxable income projections, the Company determined that no valuation allowance is needed.

The income tax (benefit) expense was different from the amount computed by applying the federal statutory tax rate of 35% to pre-tax income from continuing operations as follows:

                                                         2002               2001             2000
                                                    -------------     -------------     -------------
(Loss) income before taxes
Domestic                                            $    (265,361)    $      42,886     $      98,136
Foreign                                                    (2,706)           (2,619)           (2,540)
                                                    -------------     -------------     -------------
Total                                                    (268,067)           40,267            95,596
Income tax rate                                                35%               35%               35%
Tax (benefit) expense at federal statutory income
tax rate                                                  (93,823)           14,093            33,459
                                                    -------------     -------------     -------------
Tax effect of:
Dividend received deduction                               (12,250)           (8,400)           (7,350)
Losses of foreign subsidiary                                  947               917               889
Meals and entertainment                                       603               603               841
State income taxes                                             --               (62)             (524)
Federal provision to return differences                       709              (177)            3,235
Other                                                       1,004               194               229
                                                    -------------     -------------     -------------
Income tax (benefit) expense                        $    (102,810)    $       7,168     $      30,779
                                                    =============     =============     =============

The Company's net operating loss carry forwards, totaling approximately $421,029
(pre-tax) at December 31, 2002, will expire in 2016 and 2017.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
     (an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7. COST ALLOCATION AGREEMENTS WITH AFFILIATES

Certain operating costs (including rental of office space, furniture, and equipment) have been charged to the Company at cost by American Skandia
Information Services and Technology Corporation ("ASIST"), an affiliated company. ASLAC signed a written service agreement with ASIST for these services executed and approved by the Connecticut Insurance Department in 1995. This
agreement automatically continues in effect from year to year and may be terminated by either party upon 30 days written notice. The Company has also paid and charged operating costs to several of its affiliates. The total cost to the Company for these items was $8,177, $6,179 and $13,974 in 2002, 2001 and
2000, respectively. Income received for these items was approximately $13,052,
$13,166 and $11,186 in 2002, 2001 and 2000, respectively.

Allocated depreciation expense was $7,440, $8,764 and $9,073 in 2002, 2001 and
2000, respectively. Allocated lease expense was $5,808, $6,517 and $5,606 in
2002, 2001 and 2000, respectively. Allocated sub-lease rental income, recorded as a reduction to lease expense, was $738, $30 and $0 in 2002, 2001 and 2000, respectively. Assuming that the written service agreement between ASLAC and
ASIST continues indefinitely, ASLAC's allocated future minimum lease payments and sub-lease receipts per year and in aggregate as of December 31, 2002 are as follows:

                           Lease       Sub-Lease
                        ----------     ---------
2003                    $     4,847    $   1,616
2004                          5,275        1,773
2005                          5,351        1,864
2006                          5,328        1,940
2007                          5,215        1,788
2008 and thereafter          19,629        7,380
Total                   $    45,645    $  16,361

Beginning in 1999, the Company was reimbursed by ASM for certain distribution related costs associated with the sales of business through an investment firm where ASM serves as an introducing broker dealer. Under this agreement, the expenses reimbursed were $8,255, $6,610 and $6,064 in 2002, 2001 and 2000, respectively. As of December 31, 2002 and 2001, amounts receivable under this agreement were approximately $458 and $639, respectively.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
     (an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8. FUTURE FEES PAYABLE TO ASI

In a series of transactions with ASI, the Company transferred certain rights to receive a portion of future fees and contract charges expected to be realized on designated blocks of deferred annuity contracts.

The proceeds from the transfers have been recorded as a liability and are being amortized over the remaining surrender charge period of the designated contracts using the interest method. The Company did not transfer the right to receive future fees and charges after the expiration of the surrender charge period.

In connection with these transactions, ASI, through special purpose trusts, issued collateralized notes in private placements, which are secured by the rights to receive future fees and charges purchased from the Company.

Under the terms of the securitization purchase agreements, the rights transferred provide for ASI to receive a percentage (60%, 80% or 100% depending on the underlying commission option) of future mortality and expense charges and contingent deferred sales charges, after reinsurance, expected to be realized over the remaining surrender charge period of the designated contracts
(generally 6 to 8 years). The liability for future fees payable to ASI at the balance sheet date is based on the consideration received less principal repayments according to amortization schedules that were developed at the inception of the transactions. If actual mortality and expense charges and contingent deferred sales charges are less than those projected in the original amortization schedules, calculated on a transaction by transaction basis, ASI has no recourse against the Company. As account values associated with the designated contracts have declined, consistent with the overall decline in the equity markets, current mortality and expense charges have been lower than expected on certain transactions and it is likely that future mortality and expense charges, on those same transactions, will be lower than originally projected. As a result, the ultimate cash flows associated with these transactions that will transfer to ASI may be lower than the current carrying amount of the liability (see Note 4).

On April 12, 2002, the Company entered into a new securitization purchase agreement with ASI. This transaction covers designated blocks of business issued from November 1, 2000 through December 31, 2001. The estimated present value of the transaction at April 12, 2002, using a discount rate of 6.00%, was $101,713.

Payments, representing fees and charges in the aggregate amount, of $186,810,
$207,731 and $219,523 were made by the Company to ASI in 2002, 2001 and 2000, respectively. Related interest expense of $828, $59,873 and $70,667 has been included in the consolidated statements of income for 2002, 2001 and 2000, respectively.

The Commissioner of the State of Connecticut has approved the transfer of future fees and charges; however, in the event that the Company becomes subject to an order of liquidation or rehabilitation, the Commissioner has the ability to restrict the payments due to ASI, into a restricted account, under the Purchase
Agreement subject to certain terms and conditions.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
     (an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8. FUTURE FEES PAYABLE TO ASI (continued)

The present values of the transactions as of the respective effective date were as follows:

Closing         Effective    Contract Issue         Discount        Present
Transaction       Date             Date             Period            Rate        Value
-------------   ---------    --------------    -----------------    -------    ----------
1996-1          12/17/96        9/1/96         1/1/94 - 6/30/96      7.5%      $   50,221
1997-1          7/23/97         6/1/97         3/1/96 - 4/30/97      7.5%          58,767
1997-2          12/30/97        12/1/97        5/1/95 - 12/31/96     7.5%          77,552
1997-3          12/30/97        12/1/97        5/1/96 - 10/31/97     7.5%          58,193
1998-1          6/30/98         6/1/98         1/1/97 - 5/31/98      7.5%          61,180
1998-2          11/10/98        10/1/98        5/1/97 - 8/31/98      7.0%          68,573
1998-3          12/30/98        12/1/98        7/1/96 - 10/31/98     7.0%          40,128
1999-1          6/23/99         6/1/99         4/1/94 - 4/30/99      7.5%         120,632
1999-2          12/14/99        10/1/99        11/1/98 - 7/31/99     7.5%         145,078
2000-1          3/22/00         2/1/00         8/1/99 - 1/31/00      7.5%         169,459
2000-2          7/18/00         6/1/00         2/1/00 - 4/30/00      7.25%         92,399
2000-3          12/28/00        12/1/00        5/1/00 - 10/31/00     7.25%        107,291
2000-4          12/28/00        12/1/00        1/1/98 - 10/31/00     7.25%        107,139
2002-1          4/12/02         3/1/02         11/1/00 - 12/31/01    6.00%        101,713

Payments of future fees payable to ASI, according to original amortization schedules, as of December 31, 2002 are as follows:

Year             Amount
----          -----------
2003          $   186,854
2004              171,093
2005              147,902
2006              117,761
2007               66,270
2008               18,369
              -----------
Total         $   708,249
              ===========

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
     (an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9. LEASES

The Company entered into an eleven year lease agreement for office space in
Westminster, Colorado, effective January 1, 2001. Lease expense for 2002 and
2001 was $2,583 and $1,602, respectively. Sub-lease rental income was $227 in
2002 and $0 in 2001. Future minimum lease payments and sub-lease receipts per year and in aggregate as of December 31, 2002 are as follows:

                          Lease       Sub-Lease
                        ----------   ----------
2003                    $    1,913   $      426
2004                         1,982          455
2005                         2,050          500
2006                         2,050          533
2007                         2,050          222
2008 and thereafter          8,789            0
                        ----------   ----------
Total                   $   18,834   $    2,136
                        ==========   ==========

10. RETAINED EARNINGS AND DIVIDEND RESTRICTIONS

Statutory basis shareholder's equity was $279,957 and $226,780 at December 31,
2002 and 2001, respectively.

The Company incurred statutory basis net losses in 2002 of $192,474 due primarily to significant declines in the equity markets, increasing GMDB reserves calculated on a statutory basis. Statutory basis net losses for 2001 were $121,957, as compared to income of $11,550 in 2000.

Under various state insurance laws, the maximum amount of dividends that can be paid to shareholders without prior approval of the state insurance department is subject to restrictions relating to statutory surplus and net gain from operations. For 2003, no amounts may be distributed without prior approval.

11. STATUTORY ACCOUNTING PRACTICES

The Company prepares its statutory basis financial statements in accordance with accounting practices prescribed by the State of Connecticut Insurance
Department. Prescribed statutory accounting practices include publications of the National Association of Insurance Commissioners (NAIC), as well as state laws, regulations and general administrative rules.

The NAIC adopted the Codification of Statutory Accounting Principles
(Codification) in March 1998. The effective date for codification was January 1,
2001. The Company's state of domicile, Connecticut, has adopted codification and the Company has made the necessary changes in its statutory accounting and reporting required for implementation. The overall impact of adopting codification in 2001 was a one-time, cumulative change in accounting benefit recorded directly in statutory surplus of $12,047.

In addition, during 2001, based on a recommendation from the State of
Connecticut Insurance Department, the Company changed its statutory method of accounting for its

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11. STATUTORY ACCOUNTING PRACTICES (continued)

liability associated with securitized variable annuity fees. Under the new method of accounting, the liability for securitized fees is established consistent with the method of accounting for the liability associated with variable annuity fees ceded under reinsurance contracts. This equates to the statutory liability at any valuation date being equal to the Commissioners
Annuity Reserve Valuation Method (CARVM) offset related to the securitized contracts. The impact of this change in accounting, representing the difference in the liability calculated under the old method versus the new method as of
January 1, 2001, was reported as a cumulative effect of change in accounting benefit recorded directly in statutory surplus of approximately $20,215.

In 2001, the Company, in agreement with the Connecticut Insurance Department, changed its reserving methodology to recognize free partial withdrawals and to reserve on a "continuous" rather than "curtate" basis. The impact of these changes, representing the difference in reserves calculated under the new methods versus the old methods, was recorded directly to surplus as changes in reserves on account of valuation basis. This resulted in an increase to the unassigned deficit of approximately $40,511.

Effective January 1, 2002, the Company adopted Statement of Statutory Accounting
Principles No. 82, "Accounting for the Costs of Computer Software Developed or
Obtained for Internal Use and Web Site Development Costs" ("SSAP 82"). SSAP 82
requires the capitalization of certain costs incurred in connection with developing or obtaining internal use software. Prior to the adoption of SSAP 82, the Company expensed all internal use software related costs as incurred. The
Company has identified and capitalized $5,935 of costs associated with internal use software as of January 1, 2002 and is amortizing the applicable costs on a straight-line basis over a three year period. The costs capitalized as of
January 1, 2002 resulted in a direct increase to surplus. Amortization expense for the year ended December 31, 2002 was $757.

12. EMPLOYEE BENEFITS

The Company has a 401(k) plan for which substantially all employees are eligible. Under this plan, the Company provides a 50% match on employees'
contributions up to 6% of an employee's salary (for an aggregate match of up to
3% of the employee's salary). Additionally, the Company may contribute additional amounts based on profitability of the Company and certain of its affiliates. Expenses related to this program in 2002, 2001 and 2000 were $719,
$2,738 and $3,734, respectively. Company contributions to this plan on behalf of the participants were $921, $2,549 and $4,255 in 2002, 2001 and 2000, respectively.

The Company has a deferred compensation plan, which is available to the field marketing staff and certain other employees. Expenses related to this program in
2002, 2001 and 2000 were $3,522, $1,615 and $1,030, respectively. Company contributions to this plan on behalf of the participants were $5,271, $1,678 and
$2,134 in 2002, 2001 and 2000, respectively.

The Company and certain affiliates cooperatively have a long-term incentive program under which units are awarded to executive officers and other personnel.
The Company and certain affiliates also have a profit sharing program, which benefits all employees

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

12. EMPLOYEE BENEFITS (continued)

below the officer level. These programs consist of multiple plans with new plans instituted each year. Generally, participants must remain employed by the
Company or its affiliates at the time such units are payable in order to receive any payments under the programs. The accrued liability representing the value of these units was $7,083 and $13,645 as of December 31, 2002 and 2001,
respectively. Expenses (income) related to these programs in 2002, 2001 and
2000, were $1,471, ($9,842) and $2,692, respectively. Payments under these programs were $8,033, $8,377 and $13,697 in 2002, 2001 and 2000, respectively.

13. FINANCIAL REINSURANCE

The Company cedes insurance to other insurers in order to fund the cash strain generated from commission costs on current sales and to limit its risk exposure.
The Company uses modified coinsurance reinsurance arrangements whereby the reinsurer shares in the experience of a specified book of business. These reinsurance transactions result in the Company receiving from the reinsurer an upfront ceding commission on the book of business ceded in exchange for the reinsurer receiving in the future, the future fees generated from that book of business. Such transfer does not relieve the Company of its primary liability and, as such, failure of reinsurers to honor their obligation could result in losses to the Company. The Company reduces this risk by evaluating the financial condition and credit worthiness of reinsurers.

The effect of reinsurance for the 2002, 2001 and 2000 was as follows:

2002                                                Gross          Ceded           Net
----                                            ------------   -------------   ------------
Annuity and life insurance charges and fees     $    406,272   $    (36,268)   $    370,004
Return credited to contract owners              $      5,221   $        (25)   $      5,196
Underwriting, acquisition and other insurance
expenses (deferal of acquisition costs)         $    154,588   $     34,140    $    188,728
Amortization of deferred acquisition costs      $    542,945   $    (32,886)   $    510,059
2001
----
Annuity and life insurance charges and fees     $   430,914    $    (42,218)   $    388,696
Return credited to contract owners              $     5,704    $         92    $      5,796
Underwriting, acquisition and other insurance
expenses (deferral of acquisition costs)        $   163,677    $     33,078    $    196,755
Amortization of deferred acquisition costs      $   231,290    $     (7,243)   $    224,047
2000
-----
Annuity and life insurance charges and fees     $    473,318   $    (48,740)   $    424,578
Return credited to contract owners              $      8,540   $        (77)   $      8,463
Underwriting, acquisition and other insurance
expenses (deferral of acquisition costs)        $    108,399   $     42,198    $    150,597
Amortization of deferred acquisition costs      $    205,174   $    (20,558)   $    184,616

In December 2000, the Company entered into a modified coinsurance agreement with
SICL covering certain contracts issued since January 1996. The impact of this treaty to the

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

13. FINANCIAL REINSURANCE (continued)

Company was pre-tax (loss) income of ($4,137), $8,394 and $23,341 in 2002, 2001 and 2000, respectively. At December 31, 2002 and 2001, $675 and $1,137,
respectively, was receivable from SICL under this agreement.

14. SURPLUS NOTES

The Company has issued surplus notes to ASI in exchange for cash. Surplus notes outstanding as of December 31, 2002 and 2001, and interest expense for 2002,
2001 and 2000 were as follows:

Liability as of
December 31,                                                   Interest Expense
Interest                                                        For the Years
Note Issue Date          Rate        2002        2001         2002         2001         2000
---------------------   ------   ----------   ----------   ----------   ----------   ----------
February 18, 1994        7.28%           --           --           --           --          732
March 28, 1994           7.90%           --           --           --           --          794
September 30, 1994       9.13%           --           --           --        1,282        1,392
December 19, 1995        7.52%           --       10,000          520          763          765
December 20, 1995        7.49%           --       15,000          777        1,139        1,142
December 22, 1995        7.47%           --        9,000          465          682          684
June 28, 1996            8.41%       40,000       40,000        3,411        3,411        3,420
December 30, 1996        8.03%       70,000       70,000        5,699        5,699        5,715
                                 ----------   ----------   ----------   ----------   ----------
Total                            $  110,000   $  144,000   $   10,872   $   12,976   $   14,644
                                 ==========   ==========   ==========   ==========   ==========

On September 6, 2002, surplus notes for $10,000, dated December 19, 1995,
$15,000, dated December 20, 1995, and $9,000, dated December 22, 1995, were repaid. On December 3, 2001, a surplus note, dated September 30, 1994, for
$15,000 was repaid. On December 27, 2000, surplus notes for $10,000, dated
February 18, 1994, and $10,000, dated March 28, 1994, were repaid. All surplus notes mature seven years from the issue date.

Payment of interest and repayment of principal for these notes is subject to certain conditions and require approval by the Insurance Commissioner of the
State of Connecticut. At December 31, 2002 and 2001, $29,230 and $25,829,
respectively, of accrued interest on surplus notes was not permitted for payment under these criteria.

15. SHORT-TERM BORROWING

The Company had a $10,000 short-term loan payable to ASI at December 31, 2002 and 2001 as part of a revolving loan agreement. The loan had an interest rate of
1.97% and matured on January 13, 2003. The loan was subsequently rolled over with a new interest rate of 1.82% and a new maturity date of March 13, 2003. The loan was further extended to April 30, 2003 and a new interest rate of 1.71%.
The total related interest expense to the Company was $271, $522 and $687 in
2002, 2001 and 2000, respectively. Accrued interest payable was $10 and $113 as of December 31, 2002 and 2001, respectively.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

15. SHORT-TERM BORROWING (continued)

On January 3, 2002, the Company entered into a $150,000 credit facility with
ASI. This credit facility terminates on December 31, 2005 and bears interest at the offered rate in the London interbank market (LIBOR) plus 0.35 percent per annum for the relevant interest period. Interest expense related to these borrowings was $2,243 for the year ended December 31, 2002. As of December 31,
2002, no amount was outstanding under this credit facility.

16. CONTRACT WITHDRAWAL PROVISIONS

Approximately 99% of the Company's separate account liabilities are subject to discretionary withdrawal by contract owners at market value or with market value adjustment. Separate account assets, which are carried at fair value, are adequate to pay such withdrawals, which are generally subject to surrender charges ranging from 10% to 1% for contracts held less than 10 years.

17. RESTRUCTURING CHARGES

On March 22, 2001 and December 3, 2001, the Company announced separate plans to reduce expenses to better align its operating infrastructure with the current investment market environment. As part of the two plans, the Company's workforce was reduced by approximately 140 positions and 115 positions, respectively, affecting substantially all areas of the Company. Estimated pre-tax severance benefits of $8,500 have been charged against 2001 operations related to these reductions. These charges have been reported in the Consolidated Statements of
Income as a component of Underwriting, Acquisition and Other Insurance Expenses.
As of December 31, 2002 and 2001, the remaining restructuring liability, relating primarily to the December 3, 2001 plan, was $12 and $4,104, respectively.

18. COMMITMENTS AND CONTINGENT LIABILITIES

In recent years, a number of annuity companies have been named as defendants in class action lawsuits relating to the use of variable annuities as funding vehicles for tax- qualified retirement accounts. The Company is currently a defendant in one such lawsuit. A purported class action complaint was filed in the United States District Court for the Southern District of New York on
December 12, 2002, by Diane C. Donovan against the Company and certain of its affiliates (the "Donovan Complaint"). The Donovan Complaint seeks unspecified compensatory damages and injunctive relief from the Company and certain of its affiliates. The Donovan Complaint claims that the Company and certain of its affiliates violated federal securities laws in marketing variable annuities.
This litigation is in the preliminary stages. The Company believes this action is without merit, and intends to vigorously defend against this action.

The Company is also involved in other lawsuits arising, for the most part, in the ordinary course of its business operations. While the outcome of these other lawsuits cannot be determined at this time, after consideration of the defenses available to the Company, applicable insurance coverage and any related reserves established, these other lawsuits are not expected to result in liability for amounts material to the financial condition of the Company, although it may adversely affect results of operations in future periods.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

18. COMMITMENTS AND CONTINGENT LIABILITIES (continued)

As discussed previously, on December 19, 2002, SICL entered into a definitive purchase agreement (the "Purchase Agreement") to sell its ownership interest in the Company and certain affiliates to Prudential Financial for approximately
$1.265 billion. The closing of this transaction, which is conditioned upon certain customary regulatory and other approvals and conditions, is expected in the second quarter of 2003.

The purchase price that was agreed to between SICL and Prudential Financial was based on a September 30, 2002 valuation of the Company and certain affiliates.
As a result, assuming the transaction closes, the economics of the Company's business from September 30, 2002 forward will inure to the benefit or detriment of Prudential Financial. Included in the Purchase Agreement, SICL has agreed to indemnify Prudential Financial for certain liabilities that may arise relating to periods prior to September 30, 2002. These liabilities generally include market conduct activities, as well as contract and regulatory compliance
(referred to as "Covered Liabilities").

Related to the indemnification provisions contained in the Purchase Agreement,
SICL has signed, for the benefit of the Company, an indemnity letter, effective
December 19, 2002, to make the Company whole for certain Covered Liabilities that come to fruition during the period beginning December 19, 2002 and ending with the close of the transaction. This indemnification effectively transfers the risk associated with those Covered Liabilities from the Company to SICL concurrent with the signing of the definitive purchase agreement rather than waiting until the transaction closes.

19. SEGMENT REPORTING

Assets under management and sales for products other than variable annuities have not been significant enough to warrant full segment disclosures as required by SFAS 131, "Disclosures about Segments of an Enterprise and Related
Information," and the Company does not anticipate that they will be so in the future due to changes in the Company's strategy to focus on its core variable annuity business.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

20. QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table summarizes information with respect to the operations of the
Company on a quarterly basis:

                                                                  Three Months Ended
                                         -------------------------------------------------------------
2002                                        March 31       June 30         Sept. 30        Dec. 31
----                                     ------------    -----------     ------------    -------------
Premiums and other insurance revenues*   $    118,797    $   126,614     $    115,931    $     108,488
Net investment income                           4,965          4,714            5,128            4,825
Net realized capital losses                    (1,840)        (1,584)          (2,327)          (3,863)
                                         ------------    -----------     ------------    -------------
Total revenues                                121,922        129,744          118,732          109,450
Benefits and expenses*                        112,759        160,721          323,529          150,906
                                         ------------    -----------     ------------    -------------
Pre-tax net income (loss)                       9,163        (30,977)        (204,797)         (41,456)
Income tax expense (benefit)                    1,703        (11,746)         (72,754)         (20,013)
                                         ------------    -----------     ------------    -------------
Net income (loss)                        $      7,460    $   (19,231)    $   (132,043)   $     (21,443)
                                         ============    ===========     ============    =============

*    For the quarters ended March 31, 2002 and June 30, 2002, the Company had overstated premiums ceded in revenues. The above presentation reflects an equal and offsetting reclassification of these amounts to benefits and expenses with no net income impact.

                                                                  Three Months Ended
                                              ----------------------------------------------------------
2001                                             March 31       June 30       Sept. 30         Dec. 31
----                                          ------------   ------------   ------------    ------------
Premiums and other insurance revenues***      $    130,885   $    128,465   $    122,708    $    119,604
Net investment income**                              5,381          4,997          5,006           4,742
Net realized capital gains (losses)                  1,902            373            376          (1,723)
                                              ------------   ------------   ------------    ------------
Total revenues                                     138,168        133,835        128,090         122,623
Benefits and expenses**  ***                       122,729        110,444        123,307         125,969
                                              ------------   ------------   ------------    ------------
Pre-tax net income (loss)                           15,439         23,391          4,783          (3,346)
Income tax expense (benefit)                         4,034          7,451           (480)         (3,837)
                                              ------------   ------------   ------------    ------------
Net income                                    $     11,405   $     15,940   $      5,263    $        491
                                              ============   ============   ============    ============

**   For the quarters ended March 31, 2001, June 30, 2001 and September 30,
     2001, the Company had reported investment performance associated with its derivatives as net investment income. The above presentation reflects a reclassification of these amounts to benefits and expenses.

***  For the quarters ended September 30, 2001 and December 31, 2001, the
     Company had overstated premiums ceded in revenues. The above presentation reflects an equal and offsetting reclassification of these amounts to benefits and expenses with no net income impact.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
(an indirect wholly-owned subsidiary of Skandia Insurance Company Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

20. QUARTERLY FINANCIAL DATA (UNAUDITED) (continued)

                                                              Three Months Ended
                                          ---------------------------------------------------------
2000                                         March 31       June 30       Sept. 30        Dec. 31
----                                      ------------   ------------   -----------    ------------
Premiums and other insurance revenues     $    137,040   $    139,346   $   147,819    $    135,866
Net investment income****                        4,343          4,625         4,619           5,008
Net realized capital gains (losses)                729         (1,436)         (858)            877
                                          ------------   ------------   -----------    ------------
Total revenues                                 142,112        142,535       151,580         141,751
Benefits and expenses****                      107,893        122,382       137,843         114,264
                                          ------------   ------------   -----------    ------------
Pre-tax net income                              34,219         20,153        13,737          27,487
Income tax expense                              10,038          5,225         3,167          12,349
                                          ------------   ------------   -----------    ------------
Net income                                $     24,181   $     14,928   $    10,570    $     15,138
                                          ============   ============   ===========    ============

**** For the quarters ended March 31, 2000, June 30, 2000, September 30, 2000 and December 31, 2000, the Company had reported investment performance associated with its derivatives as net investment income. The above presentation reflects a reclassification of these amounts to benefits and expenses.

APPENDIX B - CONDENSED FINANCIAL INFORMATION ABOUT SEPARATE ACCOUNT B

Separate Account B consists of multiple Sub-accounts. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. All or some of these
Sub-accounts are available as investment options for other variable annuities we offer pursuant to different prospectuses.

Unit Prices And Numbers Of Units: The following table shows: (a) the Unit Price, as of the dates shown, for Units in each of the Sub-accounts of Separate Account
B that are being offered pursuant to this Prospectus; and (b) the number of
Units outstanding in each such Sub-account as of the dates shown. The year in which operations commenced in each such Sub-account is noted in parentheses. To the extent a Sub-account commenced operations during a particular calendar year, the Unit Price as of the end of the period reflects only the partial year results from the commencement of operations until December 31st of the applicable year. The portfolios in which a particular Sub-account invests may or may not have commenced operations prior to the date such Sub-account commenced operations. The initial offering price for each Sub-account was $10.00. Unit
Prices and Units are provided for Sub-accounts that commenced operations prior to January 1, 2003.

Beginning November 18, 2002, multiple Unit Prices will be calculated for each
Sub-account of Separate Account B to reflect the daily charge deducted for each combination of the applicable Insurance Charge, Distribution Charge (when applicable) and the charge for the Guaranteed Return Option offered under this
Annuity. The Unit Prices below reflect the daily charges for each optional benefit offered between November 18, 2002 and December 31, 2002 only.

                                                                          Year Ended December 31,
                                                 ------------------------------------------------------------------------
Sub-account                                           2002            2001          2000           1999           1998
----------------------------------------------   --------------    ----------    ----------     ----------     ----------
AST Strong International Equity /1/ (1989)
With No Optional Benefits
Unit Price                                       $        19.53         24.28         31.88          43.99          27.18
Number of Units                                      14,140,023    17,388,860    19,112,622     16,903,883     17,748,560
With One Optional Benefit
Unit Price                                       $         8.56             -             -              -              -
Number of Units                                       2,569,506             -             -              -              -
----------------------------------------------   --------------    ----------    ----------     ----------     ----------
AST William Blair International Growth /2/(1997)
With No Optional Benefits
Unit Price                                       $         9.92         13.54         17.96          24.16          13.41
Number of Units                                      29,062,215    40,507,419    57,327,711     61,117,418     43,711,763
With One Optional Benefit
Unit Price                                       $         9.72             -             -              -              -
Number of Units                                         835,523             -             -              -              -
----------------------------------------------   --------------    ----------    ----------     ----------     ----------
AST American Century International Growth /3/
(1997)
With No Optional Benefits
Unit Price                                       $        10.20         12.85         17.92          21.66          13.30
Number of Units                                      31,813,722    37,487,425    17,007,352      6,855,601      5,670,336
With One Optional Benefit
Unit Price                                       $         8.52             -             -              -              -
Number of Units                                       2,252,674             -             -              -              -
----------------------------------------------   --------------    ----------    ----------     ----------     ----------
AST DeAM International Equity /4/ (1994)
With No Optional Benefits
Unit Price                                       $         8.81         10.77         16.12          23.45          12.54
Number of Units                                      10,185,535    13,627,264    16,245,805      8,818,599      9,207,623
With One Optional Benefit
Unit Price                                       $         8.19             -             -              -              -
Number of Units                                         269,995             -             -              -              -
                                                                        Year Ended December 31,
                                                 ------------------------------------------------------------------------
Sub-account                                           1997             1996         1995           1994          1993
----------------------------------------------   --------------    ----------    ----------     ----------     ----------
AST Strong International Equity /1/ (1989)
With No Optional Benefits
Unit Price                                                22.95         19.70         18.23          16.80          16.60
Number of Units                                      17,534,233    17,220,688    14,393,137     14,043,215      9,063,464
With One Optional Benefit
Unit Price                                                    -             -             -              -              -
Number of Units                                               -             -             -              -              -
----------------------------------------------   --------------    ----------    ----------     ----------     ----------
AST William Blair International Growth /2/(1997)
With No Optional Benefits
Unit Price                                                11.70             -             -              -              -
Number of Units                                      21,405,891             -             -              -              -
With One Optional Benefit
Unit Price                                                    -             -             -              -              -
Number of Units                                               -             -             -              -              -
----------------------------------------------   --------------    ----------    ----------     ----------     ----------
AST American Century International Growth /3/
(1997)
With No Optional Benefits
Unit Price                                                11.35             -             -              -              -
Number of Units                                       2,857,188             -             -              -              -
With One Optional Benefit
Unit Price                                                    -             -             -              -              -
Number of Units                                               -             -             -              -              -
----------------------------------------------   --------------    ----------    ----------     ----------     ----------
AST DeAM International Equity /4/ (1994)
With No Optional Benefits
Unit Price                                                11.46         11.39         10.23              -              -
Number of Units                                       9,988,104     9,922,698     2,601,283              -              -
With One Optional Benefit
Unit Price                                                    -             -             -              -              -
Number of Units                                               -             -             -              -              -
----------------------------------------------   --------------    ----------    ----------     ----------     ----------

                                                                     Year Ended December 31,
                                             ------------------------------------------------------------------
Sub-account                                       2002          2001          2000         1999         1998
------------------------------------------   -------------   ----------    ----------   ----------   ----------
AST MFS Global Equity (1999)
With No Optional Benefits
Unit Price                                           $7.74         8.94         10.08        11.01            -
Number of Units                                  5,878,055    5,806,567     2,803,013      116,756            -
With One Optional Benefit
Unit Price                                           $9.04            -             -            -            -
Number of Units                                    969,509            -             -            -            -
AST PBHG Small-Cap Growth 5 (1994)
With No Optional Benefits
Unit Price                                          $12.83        19.84         21.51        42.08        17.64
Number of Units                                 17,093,250   23,048,821    25,535,093   32,134,969   15,003,001
With One Optional Benefit
Unit Price                                           $6.92            -             -            -            -
Number of Units                                  1,970,250            -             -            -            -
AST DeAM Small-Cap Growth 6 (1999)
With No Optional Benefits
Unit Price                                           $6.13         8.46         11.98        15.37            -
Number of Units                                 44,042,514   60,703,791    63,621,279   53,349,003            -
With One Optional Benefit
Unit Price                                           $7.67            -             -            -            -
Number of Units                                    639,695            -             -            -            -
AST Federated Aggressive Growth (2000)
With No Optional Benefits
Unit Price                                           $4.96         7.10          9.08            -            -
Number of Units                                  5,188,521    6,499,066       196,575            -            -
With One Optional Benefit
Unit Price                                           $7.64            -             -            -            -
Number of Units                                  1,255,415            -             -            -            -
AST Goldman Sachs Small-Cap Value 7 (1998)
With No Optional Benefits
Unit Price                                          $13.72        15.12         13.95        10.57         9.85
Number of Units                                 20,004,839   26,220,860    15,193,053    6,597,544    4,081,870
With One Optional Benefit
Unit Price                                           $9.26            -             -            -            -
Number of Units                                  1,492,775            -             -            -            -
AST Gabelli Small-Cap Value 8 (1997)
With No Optional Benefits
Unit Price                                          $12.58        14.08         13.35        11.11        11.20
Number of Units                                 32,549,396   35,483,530    23,298,524   21,340,168   24,700,211
With One Optional Benefit
Unit Price                                           $9.30            -             -            -            -
Number of Units                                  6,141,523            -             -            -            -
AST DeAM Small-Cap Value 9 (2002)
With No Optional Benefits
Unit Price                                           $7.68            -             -            -            -
Number of Units                                    581,833            -             -            -            -
With One Optional Benefit
Unit Price                                           $7.66            -             -            -            -
Number of Units                                    423,387            -             -            -            -
                                                                   Year Ended December 31,
                                             ------------------------------------------------------------------
Subaccount                                         1997         1996         1995         1994          1993
-------------------------------------------  -------------   ----------    ----------   ----------   ----------
AST MFS Global Equity (1999)
With No Optional Benefits
Unit Price                                               -            -             -            -            -
Number of Units                                          -            -             -            -            -
With One Optional Benefit
Unit Price                                               -            -             -            -            -
Number of Units                                          -            -             -            -            -
AST PBHG Small-Cap Growth 5 (1994)
With No Optional Benefits
Unit Price                                           17.28        16.54         13.97        10.69            -
Number of Units                                 14,662,728   12,282,211     6,076,373    2,575,105            -
With One Optional Benefit
Unit Price                                               -            -             -            -            -
Number of Units                                          -            -             -            -            -
AST DeAM Small-Cap Growth 6 (1999)
With No Optional Benefits
Unit Price                                               -            -             -            -            -
Number of Units                                          -            -             -            -            -
With One Optional Benefit
Unit Price                                               -            -             -            -            -
Number of Units                                          -            -             -            -            -
AST Federated Aggressive Growth (2000)
With No Optional Benefits
Unit Price                                               -            -             -            -            -
Number of Units                                          -            -             -            -            -
With One Optional Benefit
Unit Price                                               -            -             -            -            -
Number of Units                                          -            -             -            -            -
AST Goldman Sachs Small-Cap Value 7 (1998)
With No Optional Benefits
Unit Price                                               -            -             -            -            -
Number of Units                                          -            -             -            -            -
With One Optional Benefit
Unit Price                                               -            -             -            -            -
Number of Units                                          -            -             -            -            -
AST Gabelli Small-Cap Value 8 (1997)
With No Optional Benefits
Unit Price                                           12.70            -             -            -            -
Number of Units                                 14,612,510            -             -            -            -
With One Optional Benefit
Unit Price                                               -            -             -            -            -
Number of Units                                          -            -             -            -            -
AST DeAM Small-Cap Value 9 (2002)
With No Optional Benefits
Unit Price                                               -            -             -            -            -
Number of Units                                          -            -             -            -            -
With One Optional Benefit
Unit Price                                               -            -             -            -            -
Number of Units                                          -            -             -            -            -

                                                                           Year Ended December 31,
                                                     --------------------------------------------------------------
Sub-account                                               2002          2001        2000       1999        1998
---------------------------------------------------  -------------  -----------  -----------  ----------  ----------
AST Goldman Sachs Mid-Cap Growth /10/ (2000)
With No Optional Benefits
Unit Price                                                   $2.78         3.88        6.58           -           -
Number of Units                                         16,748,577   17,045,776   9,426,102           -           -
With One Optional Benefit
Unit Price                                                   $7.97            -           -           -           -
Number of Units                                          1,273,118            -           -           -           -
---------------------------------------------------  -------------  -----------  ----------  ----------  ----------
AST Neuberger Berman Mid-Cap Growth /11/ (1994)
With No Optional Benefits
Unit Price                                                  $12.86        18.95       25.90       28.58       19.15
Number of Units                                         19,674,777   25,717,164  26,517,850  13,460,525  13,389,289
With One Optional Benefit
Unit Price                                                   $7.41            -           -           -           -
Number of Units                                          2,175,250            -           -           -           -
---------------------------------------------------  -------------  -----------  ----------- ----------  ----------
AST Neuberger Berman Mid-Cap Value /12/ (1993)
With No Optional Benefits
Unit Price                                                  $17.78        20.16       21.09       16.78       16.10
Number of Units                                         37,524,187   47,298,313  44,558,699  37,864,586  16,410,121
With One Optional Benefit
Unit Price                                                   $8.96            -           -           -           -
Number of Units                                          5,118,558            -           -           -           -
---------------------------------------------------  -------------  -----------  -----------  ---------- ----------
AST Alger All-Cap Growth (2000)
With No Optional Benefits
Unit Price                                                   $3.51         5.54        6.74           -           -
Number of Units                                         85,441,507  125,442,916  28,229,631           -           -
With One Optional Benefit
Unit Price                                                   $6.80            -           -           -           -
Number of Units                                            658,419            -           -           -           -
---------------------------------------------------  ------------- ------------ ----------   ----------   ---------
AST Gabelli All-Cap Value (2000)
With No Optional Benefits
Unit Price                                                   $7.59         9.71       10.06           -           -
Number of Units                                         11,924,124   14,934,570   1,273,094           -           -
With One Optional Benefit
Unit Price                                                   $8.17            -           -           -           -
Number of Units                                          1,200,225            -           -           -           -
---------------------------------------------------  ------------- ------------  -----------  --------- -----------
AST T. Rowe Price Natural Resources (1995)
With No Optional Benefits
Unit Price                                                  $18.36        19.71       19.86       15.88       12.57
Number of Units                                          5,891,582    6,565,088   6,520,983   6,201,327   5,697,453
With One Optional Benefit
Unit Price                                                   $9.59            -           -           -           -
Number of Units                                            724,670            -           -           -           -
---------------------------------------------------  ------------- ------------  -----------  --------- -----------
AST Alliance Growth 13 (1996)
With No Optional Benefits
Unit Price                                                   $9.94        14.61       17.38       20.44       15.48
Number of Units                                         21,295,907   29,478,257  25,796,792  17,059,819  19,009,242
With One Optional Benefit
Unit Price                                                   $7.46            -           -           -           -
Number of Units                                          1,869,353            -           -           -           -
---------------------------------------------------  ------------- ------------  -----------  --------- -----------
                                                                        Year Ended December 31,
                                                     --------------------------------------------------------------------
Sub-account                                               1997         1996         1995          1994         1993
---------------------------------------------------   ---------------  -----------  -----------  ----------  ------------
AST Goldman Sachs Mid-Cap Growth /10/ (2000)
With No Optional Benefits
Unit Price                                                          -            -            -           -             -
Number of Units                                                     -            -            -           -             -
With One Optional Benefit
Unit Price                                                          -            -            -           -             -
Number of Units                                                     -            -            -           -             -
---------------------------------------------------   ---------------  -----------  -----------  ----------  ------------
AST Neuberger Berman Mid-Cap Growth /11/ (1994)
With No Optional Benefits
Unit Price                                                      16.10        13.99        12.20        9.94             -
Number of Units                                            11,293,799    9,563,858    3,658,836     301,267             -
With One Optional Benefit
Unit Price                                                          -            -            -           -             -
Number of Units                                                     -            -            -           -             -
---------------------------------------------------   ---------------  -----------  -----------  ----------  ------------
AST Neuberger Berman Mid-Cap Value /12/ (1993)
With No Optional Benefits
Unit Price                                                      16.72        13.41        12.20        9.81         10.69
Number of Units                                            11,745,440    9,062,152    8,642,186   7,177,232     5,390,887
With One Optional Benefit
Unit Price                                                          -            -            -           -             -
Number of Units                                                     -            -            -           -             -
---------------------------------------------------   ---------------  -----------  -----------  ----------  ------------
AST Alger All-Cap Growth (2000)
With No Optional Benefits
Unit Price                                                          -            -            -           -             -
Number of Units                                                     -            -            -           -             -
With One Optional Benefit
Unit Price                                                          -            -            -           -             -
Number of Units                                                     -            -            -           -             -
---------------------------------------------------   ---------------  -----------  -----------  ----------  ------------
AST Gabelli All-Cap Value (2000)
With No Optional Benefits
Unit Price                                                          -            -            -           -             -
Number of Units                                                     -            -            -           -             -
With One Optional Benefit
Unit Price                                                          -            -            -           -             -
Number of Units                                                     -            -            -           -             -
---------------------------------------------------   ---------------  -----------  -----------  ----------  ------------
AST T. Rowe Price Natural Resources (1995)
With No Optional Benefits
Unit Price                                                      14.46        14.19        11.01           -             -
Number of Units                                             7,550,076    6,061,852      808,605           -             -
With One Optional Benefit
Unit Price                                                          -            -            -           -             -
Number of Units                                                     -            -            -           -             -
---------------------------------------------------   ---------------  -----------  -----------  ----------  ------------
AST Alliance Growth 13 (1996)
With No Optional Benefits
Unit Price                                                      12.33        10.89            -           -             -
Number of Units                                            18,736,994    4,324,161            -           -             -
With One Optional Benefit
Unit Price                                                          -            -            -           -             -
Number of Units                                                     -            -            -           -             -
---------------------------------------------------   ---------------  -----------  -----------  ----------  ------------

                                                                        Year Ended December 31,
                                                        -------------------------------------------------------------------
Sub-account                                                2002         2001          2000          1999           1998
---------------------------------------------------     ----------   -----------  -------------  ------------  ------------
AST MFS Growth (1999)
With No Optional Benefits
Unit Price                                                   $5.68          8.02          10.38         11.27             -
Number of Units                                         85,193,279   117,716,242      7,515,486       409,467             -
With One Optional Benefit
Unit Price                                                   $7.58             -              -             -             -
Number of Units                                          2,930,432             -              -             -             -
---------------------------------------------------     ----------   -----------    -----------    ----------  ------------
AST Marsico Capital Growth (1997)
With No Optional Benefits
Unit Price                                                  $11.44         13.74          17.81         21.06         14.00
Number of Units                                         81,046,482    85,895,802     94,627,691    78,684,943    40,757,449
With One Optional Benefit
Unit Price                                                   $8.32             -              -             -             -
Number of Units                                         10,144,317             -              -             -             -
---------------------------------------------------     ----------   -----------    -----------    ----------  ------------
AST Goldman Sachs Concentrated Growth 14 (1992)
With No Optional Benefits
Unit Price                                                  $19.17         27.71          41.14         60.44         39.54
Number of Units                                         56,016,467    84,116,221     99,250,773    94,850,623    80,631,598
With One Optional Benefit
Unit Price                                                   $7.67             -              -             -             -
Number of Units                                          1,349,939             -              -             -             -
---------------------------------------------------     ----------   -----------    -----------    ----------  ------------
AST DeAm Large-Cap Growth 9 (2002)
With No Optional Benefits
Unit Price                                                   $7.67             -              -             -             -
Number of Units                                            986,566             -              -             -             -
With One Optional Benefit
Unit Price                                                   $7.65             -              -             -             -
Number of Units                                            207,816             -              -             -             -
---------------------------------------------------     ----------   -----------    -----------    ----------  ------------
AST DeAm Large-Cap Value 15 (2000)
With No Optional Benefits
Unit Price                                                   $7.64          9.15           9.82             -             -
Number of Units                                          4,621,831     4,575,558        586,058             -             -
With One Optional Benefit
Unit Price                                                   $8.66             -              -             -             -
Number of Units                                            664,649             -              -             -             -
---------------------------------------------------     ----------   -----------    -----------    ----------  ------------
AST Alliance/Bernstein Growth + Value (2001)
With No Optional Benefits
Unit Price                                                   $7.12          9.63              -             -             -
Number of Units                                          3,031,899     3,351,836              -             -             -
With One Optional Benefit
Unit Price                                                   $7.99             -              -             -             -
Number of Units                                            965,912             -              -             -             -
---------------------------------------------------     ----------   -----------    -----------    ----------  ------------
AST AST Sanford Bernstein Core Value (2001)
With No Optional Benefits
Unit Price                                                   $8.59         10.04              -             -             -
Number of Units                                         15,239,844     4,207,869              -             -             -
With One Optional Benefit
Unit Price                                                   $8.76             -              -             -             -
Number of Units                                          6,005,922             -              -             -             -
---------------------------------------------------     ----------   -----------    -----------    ----------  ------------
                                                                           Year Ended December 31,
                                                        -------------------------------------------------------------
Sub-account                                                1997         1996         1995         1994        1993
------------------------------------------------------  ------------  ----------  -----------  ---------- -----------
AST MFS Growth (1999)
With No Optional Benefits
Unit Price                                                         -           -            -           -           -
Number of Units                                                    -           -            -           -           -
With One Optional Benefit
Unit Price                                                         -           -            -           -           -
Number of Units                                                    -           -            -           -           -
------------------------------------------------------  ------------  ----------  -----------  ---------- -----------
AST Marsico Capital Growth (1997)
With No Optional Benefits
Unit Price                                                     10.03           -            -           -           -
Number of Units                                              714,309           -            -           -           -
With One Optional Benefit
Unit Price                                                         -           -            -           -           -
Number of Units                                                    -           -            -           -           -
------------------------------------------------------  ------------  ----------  -----------  ---------- -----------
AST Goldman Sachs Concentrated Growth 14 (1992)
With No Optional Benefits
Unit Price                                                     23.83       18.79        14.85       10.91       11.59
Number of Units                                           62,486,302  46,779,164   28,662,737  22,354,170  13,603,637
With One Optional Benefit
Unit Price                                                         -           -            -           -           -
Number of Units                                                    -           -            -           -           -
------------------------------------------------------  ------------  ----------  -----------  ---------- -----------
AST DeAm Large-Cap Growth 9 (2002)
With No Optional Benefits
Unit Price                                                         -           -            -           -           -
Number of Units                                                    -           -            -           -           -
With One Optional Benefit
Unit Price                                                         -           -            -           -           -
Number of Units                                                    -           -            -           -           -
------------------------------------------------------  ------------  ----------  -----------  ---------- -----------
AST DeAm Large-Cap Value 15 (2000)
With No Optional Benefits
Unit Price                                                         -           -            -           -           -
Number of Units                                                    -           -            -           -           -
With One Optional Benefit
Unit Price                                                         -           -            -           -           -
Number of Units                                                    -           -            -           -           -
------------------------------------------------------  ------------  ----------  -----------  ---------- -----------
AST Alliance/Bernstein Growth + Value (2001)
With No Optional Benefits
Unit Price                                                         -           -            -           -           -
Number of Units                                                    -           -            -           -           -
With One Optional Benefit
Unit Price                                                         -           -            -           -           -
Number of Units                                                    -           -            -           -           -
------------------------------------------------------  ------------  ----------  -----------  ---------- -----------
AST AST Sanford Bernstein Core Value (2001)
With No Optional Benefits
Unit Price                                                         -           -            -           -           -
Number of Units                                                    -           -            -           -           -
With One Optional Benefit
Unit Price                                                         -           -            -           -           -
Number of Units                                                    -           -            -           -           -
------------------------------------------------------  ------------  ----------  -----------  ---------- -----------

                                                                            Year Ended December 31,
                                                        ----------------------------------------------------------------
Sub-account                                                 2002         2001          2000         1999         1998
----------------------------------------------------    ----------   -----------   -----------   ----------   ----------
AST Cohen & Steers Realty (1998)
With No Optional Benefits
Unit Price                                                  $10.67         10.54         10.39         8.35         8.28
Number of Units                                         14,017,528    12,268,426    11,891,188    6,224,365    3,771,461
With One Optional Benefit
Unit Price                                                  $10.08             -             -            -            -
Number of Units                                          1,563,486             -             -            -            -
----------------------------------------------------    ----------   -----------   -----------   ----------   ----------
AST Sanford Bernstein Managed Index 500 16 (1998)
With No Optional Benefits
Unit Price                                                   $9.41         12.03         13.55        15.08        12.61
Number of Units                                         39,938,791    48,018,721    48,835,089   39,825,951   22,421,754
With One Optional Benefit
Unit Price                                                   $8.17             -             -            -            -
Number of Units                                          3,662,406             -             -            -            -
----------------------------------------------------    ----------   -----------   -----------   ----------   ----------
AST American Century Income & Growth 17 (1997)
With No Optional Benefits
Unit Price                                                  $10.16         12.86         14.24        16.19        13.35
Number of Units                                         22,410,834    27,386,278    32,388,202   21,361,995   13,845,190
With One Optional Benefit
Unit Price                                                   $8.25             -             -            -            -
Number of Units                                          1,751,136             -             -            -            -
----------------------------------------------------    ----------   -----------   -----------   ----------   ----------
AST Alliance Growth and Income 18 (1992)
With No Optional Benefits
Unit Price                                                  $21.31         28.18         28.72        27.60        24.11
Number of Units                                         49,030,576    63,123,316    53,536,296   52,766,579   47,979,349
With One Optional Benefit
Unit Price                                                   $8.06             -             -            -            -
Number of Units                                          6,667,373             -             -            -            -
----------------------------------------------------    ----------   -----------   -----------   ----------   ----------
AST MFS Growth with Income (1999)
With No Optional Benefits
Unit Price                                                   $6.68          8.64         10.36        10.49            -
Number of Units                                         11,173,177    11,896,688     6,937,627      741,323            -
With One Optional Benefit
Unit Price                                                   $8.09             -             -            -            -
Number of Units                                          1,053,007             -             -            -            -
----------------------------------------------------    ----------   -----------   -----------   ----------   ----------
AST INVESCO Capital Income 19 (1994)
With No Optional Benefits
Unit Price                                                  $16.14         19.84         22.01        21.31        19.34
Number of Units                                         37,055,825    48,595,962    50,171,495   46,660,160   40,994,187
With One Optional Benefit
Unit Price                                                   $8.34             -             -            -            -
Number of Units                                          2,110,071             -             -            -            -
----------------------------------------------------    ----------   -----------   -----------   ----------   ----------
AST DeAM Global Allocation 20 (1993)
With No Optional Benefits
Unit Price                                                  $14.50         17.39         19.98        21.19        17.78
Number of Units                                         18,212,529    26,641,422    30,290,413   23,102,272   22,634,344
With One Optional Benefit
Unit Price                                                   $8.71             -             -            -            -
Number of Units                                            847,517             -             -            -            -
----------------------------------------------------    ----------   -----------   -----------   ----------   ----------
                                                                       Year Ended December 31,
                                                     ------------------------------------------------------------
Sub-account                                             1997         1996        1995        1994         1993
------------------------------------------------     ----------   ----------  ----------  ----------   ----------
AST Cohen & Steers Realty (1998)
With No Optional Benefits
Unit Price                                                   -            -            -           -            -
Number of Units                                              -            -            -           -            -
With One Optional Benefit
Unit Price                                                   -            -            -           -            -
Number of Units                                              -            -            -           -            -
------------------------------------------------     ----------   ----------  ----------  ----------   ----------
AST Sanford Bernstein Managed Index 500 16 (1998)
With No Optional Benefits
Unit Price                                                   -            -            -           -            -
Number of Units                                              -            -            -           -            -
With One Optional Benefit
Unit Price                                                   -            -            -           -            -
Number of Units                                              -            -            -           -            -
------------------------------------------------     ----------   ----------  ----------  ----------   ----------
AST American Century Income & Growth 17 (1997)
With No Optional Benefits
Unit Price                                                12.06            -           -           -            -
Number of Units                                       9,523,815            -           -           -            -
With One Optional Benefit
Unit Price                                                    -            -           -           -            -
Number of Units                                               -            -           -           -            -
------------------------------------------------     ----------   ----------  ----------  ----------   ----------
AST Alliance Growth and Income 18 (1992)
With No Optional Benefits
Unit Price                                                21.74        17.79        15.22       11.98       11.88
Number of Units                                      42,197,002   28,937,085   18,411,759   7,479,449   4,058,228
With One Optional Benefit
Unit Price                                                    -            -            -           -           -
Number of Units                                               -            -            -           -           -
------------------------------------------------     ----------   ----------  ----------  ----------   ----------
AST MFS Growth with Income (1999)
With No Optional Benefits
Unit Price                                                    -            -           -           -            -
Number of Units                                               -            -           -           -            -
With One Optional Benefit
Unit Price                                                    -            -           -           -            -
Number of Units                                               -            -           -           -            -
------------------------------------------------     ----------   ----------  ----------  ----------   ----------
AST INVESCO Capital Income 19 (1994)
With No Optional Benefits
Unit Price                                                17.31        14.23       12.33        9.61            -
Number of Units                                      33,420,274   23,592,226  13,883,712   6,633,333            -
With One Optional Benefit
Unit Price                                                    -            -           -           -            -
Number of Units                                               -            -           -           -            -
------------------------------------------------     ----------   ----------  ----------  ----------   ----------
AST DeAM Global Allocation 20 (1993)
With No Optional Benefits
Unit Price                                                15.98        13.70       12.49       10.34        10.47
Number of Units                                      22,109,373   20,691,852  20,163,848  13,986,604    8,743,758
With One Optional Benefit
Unit Price                                                    -            -           -           -            -
Number of Units                                               -            -           -           -            -
------------------------------------------------     ----------   ----------  ----------  ----------   ----------

                                                                             Year Ended December 31,
                                                        ---------------------------------------------------------------
Sub-account                                                2002         2001           2000        1999        1998
-------------------------------------------------       ----------  -----------    ----------   ----------  -----------
AST American Century Strategic Balanced (1997)
With No Optional Benefits
Unit Price                                                  $12.01        13.50         14.23        14.90        13.37
Number of Units                                         12,683,097   14,369,895    14,498,180   13,944,535    6,714,065
With One Optional Benefit
Unit Price                                                   $9.14            -             -            -            -
Number of Units                                          1,126,058            -             -            -            -
----------------------------------------------------    ----------  ----------- ------------- ------------ ------------
AST T. Rowe Price Asset Allocation (1994)
With No Optional Benefits
Unit Price                                                  $16.13        18.15         19.33        19.70        18.12
Number of Units                                         15,466,227   17,579,107    19,704,198   22,002,028   18,469,315
With One Optional Benefit
Unit Price                                                   $9.09            -             -            -            -
Number of Units                                            921,329            -             -            -            -
----------------------------------------------------    ----------  ----------- ------------- ------------ ------------
AST T. Rowe Price Global Bond 21 (1994)
With No Optional Benefits
Unit Price                                                  $12.04        10.62         10.49        10.69        11.82
Number of Units                                         14,576,376    9,668,062    11,219,503   12,533,037   12,007,692
With One Optional Benefit
Unit Price                                                  $11.34            -             -            -            -
Number of Units                                          1,739,313            -             -            -            -
----------------------------------------------------    ----------  ----------- ------------- ------------ ------------
AST Federated High Yield (1994)
With No Optional Benefits
Unit Price                                                  $12.47        12.64         12.80        14.38        14.30
Number of Units                                         38,477,793   39,130,467    36,914,825   41,588,401   40,170,144
With One Optional Benefit
Unit Price                                                   $9.71            -             -            -            -
Number of Units                                          5,592,940            -             -            -            -
----------------------------------------------------    ----------  ----------- ------------- ------------ ------------
AST Lord Abbett Bond-Debenture (2000)
With No Optional Benefits
Unit Price                                                  $10.18        10.28         10.12            -            -
Number of Units                                         10,468,962    5,506,982       650,253            -            -
With One Optional Benefit
Unit Price                                                   $9.94            -             -            -            -
Number of Units                                          4,146,530            -             -            -            -
----------------------------------------------------    ----------  ----------- ------------- ------------ ------------
AST DeAM Bond 9 (2002)
With No Optional Benefits
Unit Price                                                  $10.67            -             -            -            -
Number of Units                                          1,487,730            -             -            -            -
With One Optional Benefit
Unit Price                                                  $10.65            -             -            -            -
Number of Units                                            561,446            -             -            -            -
----------------------------------------------------    ----------  ----------- ------------- ------------ ------------
AST PIMCO Total Return Bond (1994)
With No Optional Benefits
Unit Price                                                  $16.65        15.46         14.40        13.09        13.43
Number of Units                                        113,007,310   99,028,465    82,545,240   73,530,507   64,224,618
With One Optional Benefit
Unit Price                                                  $10.57            -             -            -            -
Number of Units                                         20,544,075            -             -            -            -
----------------------------------------------------    ----------  ----------- ------------- ------------ ------------
                                                                            Year Ended December 31,
                                                         ------------------------------------------------------------
Sub-account                                                 1997         1996         1995        1994        1993
------------------------------------------------------   ----------   ----------   ----------  ----------  ----------
AST American Century Strategic Balanced (1997)
With No Optional Benefits
Unit Price                                                    11.18            -            -           -           -
Number of Units                                           2,560,866            -            -           -           -
With One Optional Benefit
Unit Price                                                        -            -            -           -           -
Number of Units                                                   -            -            -           -           -
------------------------------------------------------   ----------   ----------   ----------  ----------  ----------
AST T. Rowe Price Asset Allocation (1994)
With No Optional Benefits
Unit Price                                                    15.53        13.30        11.92        9.80           -
Number of Units                                          13,524,781    8,863,840    4,868,956   2,320,063           -
With One Optional Benefit
Unit Price                                                        -            -            -           -           -
Number of Units                                                   -            -            -           -           -
------------------------------------------------------   ----------   ----------   ----------  ----------  ----------
AST T. Rowe Price Global Bond 21 (1994)
With No Optional Benefits
Unit Price                                                    10.45        10.98        10.51        9.59           -
Number of Units                                          12,089,872    8,667,712    4,186,695   1,562,364           -
With One Optional Benefit
Unit Price                                                        -            -            -           -           -
Number of Units                                                   -            -            -           -           -
------------------------------------------------------   ----------   ----------   ----------  ----------  ----------
AST Federated High Yield (1994)
With No Optional Benefits
Unit Price                                                    14.13        12.62        11.27        9.56           -
Number of Units                                          29,663,242   15,460,522    6,915,158   2,106,791           -
With One Optional Benefit
Unit Price                                                        -            -            -           -           -
Number of Units                                                   -            -            -           -           -
------------------------------------------------------   ----------   ----------   ----------  ----------  ----------
AST Lord Abbett Bond-Debenture (2000)
With No Optional Benefits
Unit Price                                                        -            -            -           -           -
Number of Units                                                   -            -            -           -           -
With One Optional Benefit
Unit Price                                                        -            -            -           -           -
Number of Units                                                   -            -            -           -           -
------------------------------------------------------   ----------   ----------   ----------  ----------  ----------
AST DeAM Bond 9 (2002)
With No Optional Benefits
Unit Price                                                        -            -            -           -           -
Number of Units                                                   -            -            -           -           -
With One Optional Benefit
Unit Price                                                        -            -            -           -           -
Number of Units                                                   -            -            -           -           -
------------------------------------------------------   ----------   ----------   ----------  ----------  ----------
AST PIMCO Total Return Bond (1994)
With No Optional Benefits
Unit Price                                                    12.44        11.48        11.26        9.61           -
Number of Units                                         144,098,036   29,921,643   19,061,840   4,577,708           -
With One Optional Benefit
Unit Price                                                        -            -            -           -           -
Number of Units                                                   -            -            -           -           -
------------------------------------------------------   ----------   ----------   ----------  ----------  ----------

                                                                            Year Ended December 31,
                                                        ---------------------------------------------------------------
Sub-account                                                 2002         2001        2000         1999         1998
----------------------------------------------------    -----------  -----------  -----------  -----------  -----------
AST PIMCO Limited Maturity Bond (1995)
With No Optional Benefits
Unit Price                                                  $14.26         13.61        12.79        11.96        11.73
Number of Units                                         61,707,894    42,410,807   31,046,956   32,560,943   28,863,932
With One Optional Benefit
Unit Price                                                  $10.34             -            -            -            -
Number of Units                                         11,274,642             -            -            -            -
----------------------------------------------------    -----------  -----------  -----------  -----------  -----------
AST Money Market (1992)
With No Optional Benefits
Unit Price                                                  $13.23         13.24        12.94        12.38        12.00
Number of Units                                        163,759,511   184,612,059  172,493,206  187,609,708   75,855,442
With One Optional Benefit
Unit Price                                                   $9.96             -            -            -            -
Number of Units                                         36,255,772             -            -            -            -
----------------------------------------------------    -----------  -----------  -----------  -----------  -----------
The Montgomery Variable Series - MV Emerging
Markets (1996)
With No Optional Benefits
Unit Price                                                   $5.79          6.50         7.09        10.06         6.19
Number of Units                                         10,957,884    14,095,135   12,899,472   12,060,036   10,534,383
With One Optional Benefit
Unit Price                                                   $8.66             -            -            -            -
Number of Units                                            283,466             -            -            -            -
----------------------------------------------------    -----------  -----------  -----------  -----------  -----------
Wells Fargo Variable Trust - Equity Income (1999)
With No Optional Benefits
Unit Price                                                   $7.46          9.37        10.05         9.96            -
Number of Units                                          1,361,988     1,019,937      502,986      136,006            -
With One Optional Benefit
Unit Price                                                   $8.25             -            -            -            -
Number of Units                                            196,720             -            -            -            -
----------------------------------------------------    -----------  -----------  -----------  -----------  -----------
INVESCO VIF - Dynamics (1999)
With No Optional Benefits
Unit Price                                                   $6.03          8.98        13.23        13.91            -
Number of Units                                          9,117,894    13,391,660   11,409,827    2,022,585            -
With One Optional Benefit
Unit Price                                                   $7.09             -            -            -            -
Number of Units                                            543,762             -            -            -            -
----------------------------------------------------    -----------  -----------  -----------  -----------  -----------
INVESCO VIF - Technology (1999)
With No Optional Benefits
Unit Price                                                   $3.49          6.66        12.48        16.52            -
Number of Units                                         18,830,138    26,652,622   29,491,113    4,622,242            -
With One Optional Benefit
Unit Price                                                   $5.50             -            -            -            -
Number of Units                                            293,307             -            -            -            -
----------------------------------------------------    -----------  -----------  -----------  -----------  -----------
INVESCO VIF - Health Sciences (1999)
With No Optional Benefits
Unit Price                                                   $9.37         12.58        14.59        11.34            -
Number of Units                                         11,475,199    17,419,141   19,381,405      786,518            -
With One Optional Benefit
Unit Price                                                   $8.00             -            -            -            -
Number of Units                                            475,873             -            -            -            -
----------------------------------------------------    -----------  -----------  -----------  -----------  -----------
                                                                            Year Ended December 31,
                                                        ---------------------------------------------------------------
Sub-account                                                 1997         1996        1995         1994          1993
----------------------------------------------------    -----------  -----------  -----------  -----------  -----------
AST PIMCO Limited Maturity Bond (1995)
With No Optional Benefits
Unit Price                                                    11.26        10.62        10.37            -            -
Number of Units                                          25,008,310   18,894,375   15,058,644            -            -
With One Optional Benefit
Unit Price                                                        -            -            -            -            -
Number of Units                                                   -            -            -            -            -
AST Money Market (1992)
With No Optional Benefits
Unit Price                                                    11.57        11.16        10.77        10.35        10.12
Number of Units                                          66,869,998   42,435,169   30,564,442   27,491,389   11,422,783
With One Optional Benefit
Unit Price                                                        -            -            -            -            -
Number of Units                                                   -            -            -            -            -
----------------------------------------------------    -----------  -----------  -----------  -----------  -----------
The Montgomery Variable Series - MV Emerging
Markets (1996)
With No Optional Benefits
Unit Price                                                    10.05        10.25            -            -            -
Number of Units                                          10,371,104    2,360,940            -            -            -
With One Optional Benefit
Unit Price                                                        -            -            -            -            -
Number of Units                                                   -            -            -            -            -
Wells Fargo Variable Trust - Equity Income (1999)
With No Optional Benefits
Unit Price                                                        -            -            -            -            -
Number of Units                                                   -            -            -            -            -
With One Optional Benefit
Unit Price                                                        -            -            -            -            -
Number of Units                                                   -            -            -            -            -
----------------------------------------------------    -----------  -----------  -----------  -----------  -----------
INVESCO VIF - Dynamics (1999)
With No Optional Benefits
Unit Price                                                        -            -            -            -            -
Number of Units                                                   -            -            -            -            -
With One Optional Benefit
Unit Price                                                        -            -            -            -            -
Number of Units                                                   -            -            -            -            -
INVESCO VIF - Technology (1999)
With No Optional Benefits
Unit Price                                                        -            -            -            -            -
Number of Units                                                   -            -            -            -            -
With One Optional Benefit
Unit Price                                                        -            -            -            -            -
Number of Units                                                   -            -            -            -            -
----------------------------------------------------    -----------  -----------  -----------  -----------  -----------
INVESCO VIF - Health Sciences (1999)
With No Optional Benefits
Unit Price                                                        -            -            -            -            -
Number of Units                                                   -            -            -            -            -
With One Optional Benefit
Unit Price                                                        -            -            -            -            -
Number of Units                                                   -            -            -            -            -
----------------------------------------------------    -----------  -----------  -----------  -----------  -----------

                                                                              Year Ended December 31,
                                                   --------------------------------------------------------------------
Sub-account                                            2002          2001          2000          1999          1998
------------------------------------------------   ------------  ------------  ------------  ------------  ------------
INVESCO VIF - Financial Services (1999)
With No Optional Benefits
Unit Price                                               $10.47         12.48         14.04         11.41             -
Number of Units                                       7,556,596    11,612,048    14,091,636       759,104             -
With One Optional Benefit
Unit Price                                                $8.76             -             -             -             -
Number of Units                                         366,258             -             -             -             -
------------------------------------------------   ------------  ------------  ------------  ------------  ------------
INVESCO VIF - Telecommunications (1999)
With No Optional Benefits
Unit Price                                                $2.43          5.01         11.05         15.17             -
Number of Units                                       9,354,303    13,553,158    17,856,118     4,184,526             -
With One Optional Benefit
Unit Price                                                $5.78             -             -             -             -
Number of Units                                          94,004             -             -             -             -
------------------------------------------------   ------------  ------------  ------------  ------------  ------------
Evergreen VA - International Growth 22 (2000)
With No Optional Benefits
Unit Price                                                $8.21          9.30          8.70             -             -
Number of Units                                          45,975        45,358        57,408             -             -
With One Optional Benefit
Unit Price                                                    -             -             -             -             -
Number of Units                                               -             -             -             -             -
------------------------------------------------   ------------  ------------  ------------  ------------  ------------
Evergreen VA - Global Leaders (1999)
With No Optional Benefits
Unit Price                                                $7.08          9.00         10.55         11.72             -
Number of Units                                       1,442,329     1,520,376       887,758        23,101             -
With One Optional Benefit
Unit Price                                                $8.15             -             -             -             -
Number of Units                                         113,389             -             -             -             -
------------------------------------------------   ------------  ------------  ------------  ------------  ------------
Evergreen VA - Special Equity (1999)
With No Optional Benefits
Unit Price                                                $7.16          9.98         11.01         12.19             -
Number of Units                                       2,205,267     2,540,062     1,731,145       152,342             -
With One Optional Benefit
Unit Price                                                $7.44             -             -             -             -
Number of Units                                         127,728             -             -             -             -
------------------------------------------------   ------------  ------------  ------------  ------------  ------------
Evergreen VA - Omega (2000)
With No Optional Benefits
Unit Price                                                $4.93          6.71          7.98             -             -
Number of Units                                       2,594,817     2,585,848     1,637,475             -             -
With One Optional Benefit
Unit Price                                                $7.78             -             -             -             -
Number of Units                                          39,943             -             -             -             -
------------------------------------------------   ------------  ------------  ------------  ------------  ------------
Evergreen VA - Capital Growth (2000)
With No Optional Benefits
Unit Price                                                $8.10         10.60         12.35             -             -
Number of Units                                         707,212       788,396       268,886             -             -
With One Optional Benefit
Unit Price                                                    -             -             -             -             -
Number of Units                                               -             -             -             -             -
------------------------------------------------   ------------  ------------  ------------  ------------  ------------
                                                                              Year Ended December 31,
                                                   ----------------------------------------------------------------
Sub-account                                            1997          1996         1995          1994        1993
------------------------------------------------   ------------  ------------  ------------  ----------  ----------
INVESCO VIF - Financial Services (1999)
With No Optional Benefits
Unit Price                                                    -             -             -           -           -
Number of Units                                               -             -             -           -           -
With One Optional Benefit
Unit Price                                                    -             -             -           -           -
Number of Units                                               -             -             -           -           -
------------------------------------------------   ------------  ------------  ------------  ----------  ----------
INVESCO VIF - Telecommunications (1999)
With No Optional Benefits
Unit Price                                                    -             -             -           -           -
Number of Units                                               -             -             -           -           -
With One Optional Benefit
Unit Price                                                    -             -             -           -           -
Number of Units                                               -             -             -           -           -
------------------------------------------------   ------------  ------------  ------------  ----------  ----------
Evergreen VA - International Growth 22 (2000)
With No Optional Benefits
Unit Price                                                    -             -             -           -           -
Number of Units                                               -             -             -           -           -
With One Optional Benefit
Unit Price                                                    -             -             -           -           -
Number of Units                                               -             -             -           -           -
------------------------------------------------   ------------  ------------  ------------  ----------  ----------
Evergreen VA - Global Leaders (1999)
With No Optional Benefits
Unit Price                                                    -             -             -           -           -
Number of Units                                               -             -             -           -           -
With One Optional Benefit
Unit Price                                                    -             -             -           -           -
Number of Units                                               -             -             -           -           -
------------------------------------------------   ------------  ------------  ------------  ----------  ----------
Evergreen VA - Special Equity (1999)
With No Optional Benefits
Unit Price                                                    -             -             -           -           -
Number of Units                                               -             -             -           -           -
With One Optional Benefit
Unit Price                                                    -             -             -           -           -
Number of Units                                               -             -             -           -           -
------------------------------------------------   ------------  ------------  ------------  ----------  ----------
Evergreen VA - Omega (2000)
With No Optional Benefits
Unit Price                                                    -             -             -           -           -
Number of Units                                               -             -             -           -           -
With One Optional Benefit
Unit Price                                                    -             -             -           -           -
Number of Units                                               -             -             -           -           -
------------------------------------------------   ------------  ------------  ------------  ----------  ----------
Evergreen VA - Capital Growth (2000)
With No Optional Benefits
Unit Price                                                    -             -             -           -           -
Number of Units                                               -             -             -           -           -
With One Optional Benefit
Unit Price                                                    -             -             -           -           -
Number of Units                                               -             -             -           -           -
------------------------------------------------   ------------  ------------  ------------  ----------  ----------

                                                                        Year Ended December 31,
                                                   --------------------------------------------------------------
Sub-account                                            2002        2001         2000         1999         1998
------------------------------------------------   ----------  -----------  -----------  -----------  -----------
Evergreen VA - Blue Chip (2000)
With No Optional Benefits
Unit Price                                              $5.68         7.39         8.99            -            -
Number of Units                                       463,160      526,302      351,338            -            -
With One Optional Benefit
Unit Price                                              $8.01            -            -            -            -
Number of Units                                           148            -            -            -            -
------------------------------------------------   ----------  -----------  -----------  -----------  -----------
Evergreen VA - Equity Index (2000)
With No Optional Benefits
Unit Price                                              $6.29         8.22         9.47            -            -
Number of Units                                       539,595      526,290      302,954            -            -
With One Optional Benefit
Unit Price                                                  -            -            -            -            -
Number of Units                                             -            -            -            -            -
------------------------------------------------   ----------  -----------  -----------  -----------  -----------
Evergreen VA - Foundation (2000)
With No Optional Benefits
Unit Price                                              $7.75         8.70         9.65            -            -
Number of Units                                       949,349    1,019,799      755,890            -            -
With One Optional Benefit
Unit Price                                                  -            -            -            -            -
Number of Units                                             -            -            -            -            -
------------------------------------------------   ----------  -----------  -----------  -----------  -----------
ProFund VP - Europe 30 (1999)
With No Optional Benefits
Unit Price                                              $5.76         7.87        10.52        12.24            -
Number of Units                                     2,550,567    5,711,763    2,327,562      273,963            -
With One Optional Benefit
Unit Price                                              $7.93            -            -            -            -
Number of Units                                       292,396            -            -            -            -
------------------------------------------------   ----------  -----------  -----------  -----------  -----------
ProFund VP - Asia 30 9 (2002)
With No Optional Benefits
Unit Price                                              $7.76            -            -            -            -
Number of Units                                     2,060,741            -            -            -            -
With One Optional Benefit
Unit Price                                              $7.75            -            -            -            -
Number of Units                                       281,993            -            -            -            -
------------------------------------------------   ----------  -----------  -----------  -----------  -----------
ProFund VP - Japan 9 (2002)
With No Optional Benefits
Unit Price                                              $7.25            -            -            -            -
Number of Units                                       338,472            -            -            -            -
With One Optional Benefit
Unit Price                                              $7.24            -            -            -            -
Number of Units                                        65,845            -            -            -            -
------------------------------------------------   ----------  -----------  -----------  -----------  -----------
ProFund VP - Banks 9 (2002)
With No Optional Benefits
Unit Price                                              $8.58            -            -            -            -
Number of Units                                       555,999            -            -            -            -
With One Optional Benefit
Unit Price                                              $8.56            -            -            -            -
Number of Units                                       101,136            -            -            -            -
------------------------------------------------   ----------  -----------  -----------  -----------  -----------
                                                                    Year Ended December 31,
                                                 --------------------------------------------------------------
Sub-account                                          1997       1996         1995         1994        1993
----------------------------------------------   ----------  -----------  -----------  -----------  -----------
Evergreen VA - Blue Chip (2000)
With No Optional Benefits
Unit Price                                                  -            -            -           -           -
Number of Units                                             -            -            -           -           -
With One Optional Benefit
Unit Price                                                  -            -            -           -           -
Number of Units                                             -            -            -           -           -
----------------------------------------------   ----------  -----------  -----------  -----------  -----------
Evergreen VA - Equity Index (2000)
With No Optional Benefits
Unit Price                                                  -            -            -           -           -
Number of Units                                             -            -            -           -           -
With One Optional Benefit
Unit Price                                                  -            -            -           -           -
Number of Units                                             -            -            -           -           -
----------------------------------------------   ----------  -----------  -----------  -----------  -----------
Evergreen VA - Foundation (2000)
With No Optional Benefits
Unit Price                                                  -            -            -           -           -
Number of Units                                             -            -            -           -           -
With One Optional Benefit
Unit Price                                                  -            -            -           -           -
Number of Units                                             -            -            -           -           -
----------------------------------------------   ----------  -----------  -----------  -----------  -----------
ProFund VP - Europe 30 (1999)
With No Optional Benefits
Unit Price                                                  -            -            -           -           -
Number of Units                                             -            -            -           -           -
With One Optional Benefit
Unit Price                                                  -            -            -           -           -
Number of Units                                             -            -            -           -           -
----------------------------------------------   ----------  -----------  -----------  -----------  -----------
ProFund VP - Asia 30 9 (2002)
With No Optional Benefits
Unit Price                                                  -            -            -           -           -
Number of Units                                             -            -            -           -           -
With One Optional Benefit
Unit Price                                                  -            -            -           -           -
Number of Units                                             -            -            -           -           -
----------------------------------------------   ----------  -----------  -----------  -----------  -----------
ProFund VP - Japan 9 (2002)
With No Optional Benefits
Unit Price                                                  -            -            -           -           -
Number of Units                                             -            -            -           -           -
With One Optional Benefit
Unit Price                                                  -            -            -           -           -
Number of Units                                             -            -            -           -           -
----------------------------------------------   ----------  -----------  -----------  -----------  -----------
ProFund VP - Banks 9 (2002)
With No Optional Benefits
Unit Price                                                  -            -            -           -           -
Number of Units                                             -            -            -           -           -
With One Optional Benefit
Unit Price                                                  -            -            -           -           -
Number of Units                                             -            -            -           -           -
----------------------------------------------   ----------  -----------  -----------  -----------  -----------

                                                                     Year Ended December 31,
                                                 ----------------------------------------------------------
Sub-account                                         2002        2001        2000        1999        1998
----------------------------------------------   ----------  ----------  ----------  ----------  ----------
ProFund VP - Basic Materials /9/ (2002)
With No Optional Benefits
Unit Price                                            $8.47           -           -           -           -
Number of Units                                     361,568           -           -           -           -
With One Optional Benefit
Unit Price                                            $8.46           -           -           -           -
Number of Units                                      76,331           -           -           -           -
----------------------------------------------   ----------  ----------  ----------  ----------  ----------
ProFund VP - Biotechnology /21/ (2001)
With No Optional Benefits
Unit Price                                            $5.16        8.37           -           -           -
Number of Units                                   2,412,670   5,093,235           -           -           -
With One Optional Benefit
Unit Price                                            $7.09           -           -           -           -
Number of Units                                     130,082           -           -           -           -
----------------------------------------------   ----------  ----------  ----------  ----------  ----------
ProFund VP - Consumer Cyclical /9/ (2002)
With No Optional Benefits
Unit Price                                            $7.26           -           -           -           -
Number of Units                                     319,201           -           -           -           -
With One Optional Benefit
Unit Price                                            $7.25           -           -           -           -
Number of Units                                     128,022           -           -           -           -
----------------------------------------------   ----------  ----------  ----------  ----------  ----------
ProFund VP - Consumer Non-Cyclical /9/ (2002)
With No Optional Benefits
Unit Price                                            $8.29           -           -           -           -
Number of Units                                     406,966           -           -           -           -
With One Optional Benefit
Unit Price                                            $8.28           -           -           -           -
Number of Units                                     148,446           -           -           -           -
----------------------------------------------   ----------  ----------  ----------  ----------  ----------
ProFund VP - Energy 21 (2001)
With No Optional Benefits
Unit Price                                            $7.51        9.19           -           -           -
Number of Units                                   1,985,954   2,299,149           -           -           -
With One Optional Benefit
Unit Price                                            $8.71           -           -           -           -
Number of Units                                     299,833           -           -           -           -
----------------------------------------------   ----------  ----------  ----------  ----------  ----------
ProFund VP - Financial /21/ (2001)
With No Optional Benefits
Unit Price                                            $7.74        9.22           -           -           -
Number of Units                                   1,086,464   2,154,106           -           -           -
With One Optional Benefit
Unit Price                                            $8.85           -           -           -           -
Number of Units                                     221,377           -           -           -           -
----------------------------------------------   ----------  ----------  ----------  ----------  ----------
ProFund VP - Healthcare /21/ (2001)
With No Optional Benefits
Unit Price                                            $7.13        9.35           -           -           -
Number of Units                                   1,313,814   3,489,097           -           -           -
With One Optional Benefit
Unit Price                                            $7.94           -           -           -           -
Number of Units                                     388,508           -           -           -           -
----------------------------------------------   ----------  ----------  ----------  ----------  ----------
                                                                  Year Ended December 31,
                                                 ----------------------------------------------------------
Sub-account                                          1997       1996        1995        1994        1993
----------------------------------------------   ----------  ----------  ----------  ----------  ----------
ProFund VP - Basic Materials /9/ (2002)
With No Optional Benefits
Unit Price                                                -           -           -           -           -
Number of Units                                           -           -           -           -           -
With One Optional Benefit
Unit Price                                                -           -           -           -           -
Number of Units                                           -           -           -           -           -
----------------------------------------------   ----------  ----------  ----------  ----------  ----------
ProFund VP - Biotechnology /21/ (2001)
With No Optional Benefits
Unit Price                                                -           -           -           -           -
Number of Units                                           -           -           -           -           -
With One Optional Benefit
Unit Price                                                -           -           -           -           -
Number of Units                                           -           -           -           -           -
----------------------------------------------   ----------  ----------  ----------  ----------  ----------
ProFund VP - Consumer Cyclical /9/ (2002)
With No Optional Benefits
Unit Price                                                -           -           -           -           -
Number of Units                                           -           -           -           -           -
With One Optional Benefit
Unit Price                                                -           -           -           -           -
Number of Units                                           -           -           -           -           -
----------------------------------------------   ----------  ----------  ----------  ----------  ----------
ProFund VP - Consumer Non-Cyclical /9/ (2002)
With No Optional Benefits
Unit Price                                                -           -           -           -           -
Number of Units                                           -           -           -           -           -
With One Optional Benefit
Unit Price                                                -           -           -           -           -
Number of Units                                           -           -           -           -           -
----------------------------------------------   ----------  ----------  ----------  ----------  ----------
ProFund VP - Energy /21/ (2001)
With No Optional Benefits
Unit Price                                                -           -           -           -           -
Number of Units                                           -           -           -           -           -
With One Optional Benefit
Unit Price                                                -           -           -           -           -
Number of Units                                           -           -           -           -           -
----------------------------------------------   ----------  ----------  ----------  ----------  ----------
ProFund VP - Financial /21/ (2001)
With No Optional Benefits
Unit Price                                              -            -            -           -           -
Number of Units                                         -            -            -           -           -
With One Optional Benefit
Unit Price                                              -            -            -           -           -
Number of Units                                         -            -            -           -           -
----------------------------------------------   ----------  ----------  ----------  ----------  ----------
ProFund VP - Healthcare /21/ (2001)
With No Optional Benefits
Unit Price                                              -            -            -           -           -
Number of Units                                         -            -            -           -           -
With One Optional Benefit
Unit Price                                              -            -            -           -           -
Number of Units                                         -            -            -           -           -
----------------------------------------------   ----------  ----------  ----------  ----------  ----------

                                                                          Year Ended December 31,
                                                        ------------------------------------------------------------
Sub-account                                                2002        2001        2000        1999          1998
-----------------------------------------------------   ----------  ----------  ----------  -----------  -----------
ProFund VP - Industrial 9 (2002)
With No Optional Benefits
Unit Price                                                   $7.94           -           -            -            -
Number of Units                                            126,611           -           -            -            -
With One Optional Benefit
Unit Price                                                   $7.93           -           -            -            -
Number of Units                                             12,642           -           -            -            -
-----------------------------------------------------   ----------  ----------  ----------  -----------  -----------
ProFund VP - Internet 9 (2002)
With No Optional Benefits
Unit Price                                                   $8.58           -           -            -            -
Number of Units                                          2,982,656           -           -            -            -
With One Optional Benefit
Unit Price                                                   $8.57           -           -            -            -
Number of Units                                            306,572           -           -            -            -
-----------------------------------------------------   ----------  ----------  ----------  -----------  -----------
ProFund VP - Pharmaceuticals 9 (2002)
With No Optional Benefits
Unit Price                                                   $8.57           -           -            -            -
Number of Units                                            241,916           -           -            -            -
With One Optional Benefit
Unit Price                                                   $8.56           -           -            -            -
Number of Units                                            136,599           -           -            -            -
-----------------------------------------------------   ----------  ----------  ----------  -----------  -----------
ProFund VP - Precious Metals 9 (2002)
With No Optional Benefits
Unit Price                                                   $9.72           -           -            -            -
Number of Units                                          3,992,389           -           -            -            -
With One Optional Benefit
Unit Price                                                   $9.70           -           -            -            -
Number of Units                                          1,175,651           -           -            -            -
-----------------------------------------------------   ----------  ----------  ----------  -----------  -----------
ProFund VP - Real Estate (2001)
With No Optional Benefits
Unit Price                                                  $10.61       10.76           -            -            -
Number of Units                                          1,489,153   3,592,834           -            -            -
With One Optional Benefit
Unit Price                                                   $9.86           -           -            -            -
Number of Units                                            441,318           -           -            -            -
-----------------------------------------------------   ----------  ----------  ----------  -----------  -----------
ProFund VP -Semiconductor 9 (2002)
With No Optional Benefits
Unit Price                                                   $5.14            -          -            -            -
Number of Units                                            608,142            -          -            -            -
With One Optional Benefit
Unit Price                                                   $5.14            -          -            -            -
Number of Units                                             93,241            -          -            -            -
-----------------------------------------------------   ----------  ----------  ----------  -----------  -----------
ProFund VP - Technology (2001)
With No Optional Benefits
Unit Price                                                   $3.46        5.91           -            -            -
Number of Units                                          3,290,202   2,524,295           -            -            -
With One Optional Benefit
Unit Price                                                   $6.03           -           -            -            -
Number of Units                                            254,131           -           -            -            -
-----------------------------------------------------   ----------  ----------  ----------  -----------  -----------
                                                                           Year Ended December 31,
                                                        ------------------------------------------------------------
Sub-account                                                 1997         1996         1995         1994        1993
-----------------------------------------------------   ------------  -----------  ----------  -----------  --------
ProFund VP - Industrial 9 (2002)
With No Optional Benefits
Unit Price                                                         -            -           -            -         -
Number of Units                                                    -            -           -            -         -
With One Optional Benefit
Unit Price                                                         -            -           -            -         -
Number of Units                                                    -            -           -            -         -
-----------------------------------------------------   ------------  -----------  ----------  -----------  --------
ProFund VP - Internet 9 (2002)
With No Optional Benefits
Unit Price                                                         -            -           -            -         -
Number of Units                                                    -            -           -            -         -
With One Optional Benefit
Unit Price                                                         -            -           -            -         -
Number of Units                                                    -            -           -            -         -
-----------------------------------------------------   ------------  -----------  ----------  -----------  --------
ProFund VP - Pharmaceuticals 9 (2002)
With No Optional Benefits
Unit Price                                                         -            -           -            -         -
Number of Units                                                    -            -           -            -         -
With One Optional Benefit
Unit Price                                                         -            -           -            -         -
Number of Units                                                    -            -           -            -         -
-----------------------------------------------------   ------------  -----------  ----------  -----------  --------
ProFund VP - Precious Metals 9 (2002)
With No Optional Benefits
Unit Price                                                         -            -           -            -         -
Number of Units                                                    -            -           -            -         -
With One Optional Benefit
Unit Price                                                         -            -           -            -         -
Number of Units                                                    -            -           -            -         -
-----------------------------------------------------   ------------  -----------  ----------  -----------  --------
ProFund VP - Real Estate (2001)
With No Optional Benefits
Unit Price                                                         -            -           -            -         -
Number of Units                                                    -            -           -            -         -
With One Optional Benefit
Unit Price                                                         -            -           -            -         -
Number of Units                                                    -            -           -            -         -
-----------------------------------------------------   ------------  -----------  ----------  -----------  --------
ProFund VP -Semiconductor 9 (2002)
With No Optional Benefits
Unit Price                                                         -            -           -            -         -
Number of Units                                                    -            -           -            -         -
With One Optional Benefit
Unit Price                                                         -            -           -            -         -
Number of Units                                                    -            -           -            -         -
-----------------------------------------------------   ------------  -----------  ----------  -----------  --------
ProFund VP - Technology (2001)
With No Optional Benefits
Unit Price                                                         -            -           -            -         -
Number of Units                                                    -            -           -            -         -
With One Optional Benefit
Unit Price                                                         -            -           -            -         -
Number of Units                                                    -            -           -            -         -
-----------------------------------------------------   ------------  -----------  ----------  -----------  --------

                                                                         Year Ended December 31,
                                                     ------------------------------------------------------------------
Sub-account                                               2002         2001          2000         1999         1998
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - Telecommunications (2001)
With No Optional Benefits
Unit Price                                                   $4.35         7.10             -            -            -
Number of Units                                          3,082,428      583,065             -            -            -
With One Optional Benefit
Unit Price                                                   $7.15            -             -            -            -
Number of Units                                            272,408            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - Utilities /21/ (2001)
With No Optional Benefits
Unit Price                                                                 8.12             -            -            -
Number of Units                                                       1,589,344             -            -            -
With One Optional Benefit
Unit Price                                                                    -             -            -            -
Number of Units                                                               -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - Bull /9/ (2002)
With No Optional Benefits
Unit Price                                                   $7.98            -             -            -            -
Number of Units                                          6,296,621            -             -            -            -
With One Optional Benefit
Unit Price                                                   $7.97            -             -            -            -
Number of Units                                            954,792            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - Bear /21/ (2001)
With No Optional Benefits
Unit Price                                                                11.54             -            -            -
Number of Units                                                       3,059,897             -            -            -
With One Optional Benefit
Unit Price                                                                    -             -            -            -
Number of Units                                                               -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - UltraBull /23/ (2001)
With No Optional Benefits
Unit Price                                                   $4.71         7.47             -            -            -
Number of Units                                          6,435,217    7,628,819             -            -            -
With One Optional Benefit
Unit Price                                                   $6.78            -             -            -            -
Number of Units                                            297,435            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - OTC (2001)
With No Optional Benefits
Unit Price                                                   $3.49         5.77             -            -            -
Number of Units                                         18,242,013   11,681,189             -            -            -
With One Optional Benefit
Unit Price                                                   $6.45            -             -            -            -
Number of Units                                          1,346,852            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - Short OTC /9/ (2002)
With No Optional Benefits
Unit Price                                                  $11.02            -             -            -            -
Number of Units                                            682,058            -             -            -            -
With One Optional Benefit
Unit Price                                                  $11.00            -             -            -            -
Number of Units                                            433,181            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
                                                                         Year Ended December 31,
                                                     --------------------------------------------------------------
Sub-account                                              1997         1996          1995         1994       1993
---------------------------------------------------  ------------ ------------ ------------ ----------- -----------
ProFund VP - Telecommunications (2001)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------  ------------ ------------ ------------ ----------- -----------
ProFund VP - Utilities /21/ (2001)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------  ------------ ------------ ------------ ----------- -----------
ProFund VP - Bull /9/ (2002)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------  ------------ ------------ ------------ ----------- -----------
ProFund VP - Bear /21/ (2001)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------  ------------ ------------ ------------ ----------- -----------
ProFund VP - UltraBull /23/ (2001)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------  ------------ ------------ ------------ ----------- -----------
ProFund VP - OTC (2001)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------  ------------ ------------ ------------ ----------- -----------
ProFund VP - Short OTC /9/ (2002)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------  ------------ ------------ ------------ ----------- -----------

                                                                           Year Ended December 31,
                                                     ------------------------------------------------------------------
Sub-account                                              2002         2001          2000         1999         1998
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - UltraOTC (1999)
With No Optional Benefits
Unit Price                                                   $0.58         1.91          6.19        23.58            -
Number of Units                                         70,200,723   50,124,696    17,597,528    2,906,024            -
With One Optional Benefit
Unit Price                                                   $3.53            -             -            -            -
Number of Units                                          1,003,123            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - Mid-Cap Value /9/ (2002)
With No Optional Benefits
Unit Price                                                   $7.68            -             -            -            -
Number of Units                                          1,089,843            -             -            -            -
With One Optional Benefit
Unit Price                                                   $7.66            -             -            -            -
Number of Units                                            438,387            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - Mid-Cap Growth /9/ (2002)
With No Optional Benefits
Unit Price                                                   $7.71            -             -            -            -
Number of Units                                          1,444,783            -             -            -            -
With One Optional Benefit
Unit Price                                                   $7.70            -             -            -            -
Number of Units                                            439,054            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - UltraMid-Cap /9/ (2002)
With No Optional Benefits
Unit Price                                                   $5.72            -             -            -            -
Number of Units                                          2,276,660            -             -            -            -
With One Optional Benefit
Unit Price                                                   $5.71            -             -            -            -
Number of Units                                            477,953            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - Small-Cap Growth /9/ (2002)
With No Optional Benefits
Unit Price                                                   $7.71            -             -            -            -
Number of Units                                          2,138,861            -             -            -            -
With One Optional Benefit
Unit Price                                                   $7.69            -             -            -            -
Number of Units                                            772,260            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - Small-Cap Value /9/ (2002)
With No Optional Benefits
Unit Price                                                   $7.10            -             -            -            -
Number of Units                                          2,908,617            -             -            -            -
With One Optional Benefit
Unit Price                                                   $7.09            -             -            -            -
Number of Units                                            994,778            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - UltraSmall-Cap /24/ (1999)
With No Optional Benefits
Unit Price                                                   $4.73         8.37          9.18        11.96            -
Number of Units                                          5,664,617   10,010,482     3,258,574      813,904            -
With One Optional Benefit
Unit Price                                                   $6.14            -             -            -            -
Number of Units                                            212,085            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------

                                                                         Year Ended December 31,
                                                     --------------------------------------------------------------
Sub-account                                              1997         1996         1995         1994        1993
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
ProFund VP - UltraOTC (1999)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
ProFund VP - Mid-Cap Value /9/ (2002)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
ProFund VP - Mid-Cap Growth /9/ (2002)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
ProFund VP - UltraMid-Cap /9/ (2002)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
ProFund VP - Small-Cap Growth /9/ (2002)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
ProFund VP - Small-Cap Value /9/ (2002)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
ProFund VP - UltraSmall-Cap /24/ (1999)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------

                                                                          Year Ended December 31,
                                                     ------------------------------------------------------------------
Sub-account                                            2002         2001          2000         1999         1998
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - U.S. Government Plus /9/ (2002)
With No Optional Benefits
Unit Price                                                  $11.58            -             -            -            -
Number of Units                                          7,945,270            -             -            -            -
With One Optional Benefit
Unit Price                                                  $11.56            -             -            -            -
Number of Units                                          2,486,854            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
ProFund VP - Rising Rates Opportunity /9/ (2002)
With No Optional Benefits
Unit Price                                                   $8.03            -             -            -            -
Number of Units                                            583,657            -             -            -            -
With One Optional Benefit
Unit Price                                                   $8.02            -             -            -            -
Number of Units                                            165,792            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
First Trust(R)10 Uncommon Values (2000)
With No Optional Benefits
Unit Price                                                   $2.94         4.72          7.43            -            -
Number of Units                                          1,716,102    2,255,266     2,690,435            -            -
With One Optional Benefit
Unit Price                                                   $6.80            -             -            -            -
Number of Units                                             19,826            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------
Prudential - SP Jennison International Growth
(2001)
With No Optional Benefits
Unit Price                                                   $5.62         7.39             -            -            -
Number of Units                                            550,334      273,843             -            -            -
With One Optional Benefit
Unit Price                                                   $8.01            -             -            -            -
Number of Units                                             89,806            -             -            -            -
---------------------------------------------------- ------------- ------------ ------------- ------------ ------------

                                                                   Year Ended December 31,
                                                     --------------------------------------------------------------
Sub-account                                              1997         1996         1995         1994        1993
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
ProFund VP - U.S. Government Plus /9/ (2002)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
ProFund VP - Rising Rates Opportunity /9/ (2002)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
First Trust(R)10 Uncommon Values (2000)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------
Prudential - SP Jennison International Growth
(2001)
With No Optional Benefits
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
With One Optional Benefit
Unit Price                                                      -            -            -           -           -
Number of Units                                                 -            -            -           -           -
---------------------------------------------------- ------------ ------------ ------------ ----------- -----------

/1./ Effective December 10, 2001, Strong Capital Management, Inc. became
     Sub-advisor of the Portfolio. Prior to December 10, 2001, A I M Capital
     Management, Inc. served as Sub-advisor of the Portfolio, then named "AST
     AIM International Equity." Between October 15, 1996 and May 3, 1999, Putnam
     Investment Management, Inc. served as Sub-advisor of the Portfolio, then named "AST Putnam International Equity." Prior to October 15, 1996,
     Seligman Henderson Co. served as Sub-advisor of the Portfolio, then named
     "Seligman Henderson International Equity Portfolio."

/2./ Effective November 11, 2002, William Blair & Company, L.L.C. became
     Sub-advisor of the Portfolio. Prior to November 11, 2002, Janus Capital
     Corporation served as Sub-advisor of the Portfolio, then named "AST Janus
     Overseas Growth."

/3./ This Portfolio reflects the addition of the net assets of the AST American
     Century International Growth Portfolio II ("Portfolio II") as a result of the merger between the Portfolio and Portfolio II. Effective May 1, 2000,
     American Century Investment Management, Inc. became Sub-advisor of the
     Portfolio. Prior to May 1, 2000, Rowe Price-Fleming International, Inc.
     served as Sub-advisor of the Portfolio, then named "AST T. Rowe Price
     International Equity Portfolio."

/4./ Effective May 1, 2002, Deutsche Asset Management, Inc. became Sub-advisor of the Portfolio. Prior to May 1, 2002, Founders Asset Management, Inc.
     served as Sub-advisor of the Portfolio, then named "AST Founders Passport."
     Prior to October 15, 1996, Seligman Henderson Co. served as Sub-advisor of the Portfolio, then named "Seligman Henderson International Small Cap
     Portfolio."

/5./ Effective September 17, 2001 Pilgrim Baxter & Associates, Ltd. became
     Sub-advisor of the Portfolio. Prior to September 17, 2001, Janus Capital
     Corporation served as Sub-advisor of the Portfolio, then named "AST Janus
     Small-Cap Growth." Prior to December 31, 1998, Founders Asset Management,
     LLC served as Sub-advisor of the Portfolio, then named "Founders Capital
     Appreciation Portfolio."

/6./ Effective December 10, 2001, Deutsche Asset Management, Inc. became
     Sub-advisor of the Portfolio. Prior to December 10, 2001, Zurich Scudder
     Investments, Inc. served as Sub-advisor of the Portfolio, then named "AST
     Scudder Small-Cap Growth Portfolio". Prior to May 1, 2001 the Portfolio was
     named "AST Kemper Small-Cap Growth Portfolio."

/7./ Effective May 1, 2001, Goldman Sachs Asset Management became Sub-advisor of the Portfolio. Prior to May 1, 2001, Lord, Abbett & Co. served as
     Sub-advisor of the Portfolio, then named "AST Lord Abbett Small Cap Value."
     8. Effective October 23, 2000, GAMCO Investors, Inc. became Sub-advisor of the Portfolio. Prior to October 23, 2000, T. Rowe Price Associates, Inc.
     served as Sub-advisor of the Portfolio, then named "AST T. Rowe Price Small
     Company Value Portfolio."

/9./ These portfolios were first offered as Sub-accounts on May 1, 2002.

/10./ Effective November 11, 2002, Goldman Sachs Asset management became
     Sub-advisor of the Portfolio. Prior to November 11, 2002, Janus Capital
     Corporation served as Sub-advisor of the Portfolio, then named "AST Janus
     Mid-Cap Growth."

/11./ Effective May 1, 1998, Neuberger Berman Management, Inc. became
     Sub-advisor of the Portfolio. Prior to May 1, 1998, Berger Associates, Inc.
     served as Sub-advisor of the Portfolio, then named "Berger Capital Growth
     Portfolio."

/12./ Effective May 1, 1998, Neuberger Berman Management, Inc. became
     Sub-advisor of the Portfolio. Prior to May 1, 1998, Federated Investment
     Counseling served as Sub-advisor of the Portfolio, then named "Federated
     Utility Income Portfolio."

/13./ Effective May 1, 2000, Alliance Capital Management, L.P. became
     Sub-advisor of the Portfolio. Between December 31, 1998 and May 1, 2000,
     OppenheimerFunds, Inc. served as Sub-advisor of the Portfolio, then named
     "AST Oppenheimer Large-Cap Growth Portfolio." Prior to December 31, 1998,
     Robertson, Stephens & Company Investment Management, L.P. served as
     Sub-advisor of the Portfolio, then named "Robertson Stephens Value + Growth
     Portfolio."

/14./ Effective November 11, 2002, Goldman Sachs Asset Management became
     Sub-advisor of the Portfolio. Prior to November 11, 2002, Janus Capital
     Corporation served as Sub-advisor of the Portfolio, then named "AST JanCap
     Growth."

/15./ Effective May 1, 2002, Deutsche Asset Management, Inc. became Sub-advisor of the Portfolio. Prior to May 1, 2002, Janus Capital Corporation served as
     Sub-advisor of the Portfolio, then named "AST Janus Strategic Value."

/16./ Effective May 1, 2000, Sanford C. Bernstein & Co., Inc. became Sub-advisor of the Portfolio. Prior to May 1, 2000, Bankers Trust Company served as
     Sub-advisor of the Portfolio, then named "AST Bankers Trust Managed Index
     500 Portfolio."

/17./ Effective May 3, 1999, American Century Investment Management, Inc. became
     Sub-advisor of the Portfolio. Between October 15, 1996 and May 3, 1999,
     Putnam Investment Management, Inc. served as Sub-advisor of the Portfolio, then named "AST Putnam Value Growth & Income."

/18./ Effective May 1, 2000, Alliance Capital Management, L.P. became
     Sub-advisor of the Portfolio. Prior to May 1, 2000, Lord, Abbett & Co.
     served as Sub-advisor of the Portfolio, then named "AST Lord Abbett Growth and Income Portfolio."

/19./ Effective July 1, 2002, the AST INVESCO Equity Income portfolio changed its name to AST INVESCO Capital Income.

/20./ Effective May 1, 2002, Deutsche Asset Management, Inc. became Sub-advisor of the Portfolio. Prior to May 1, 2002, A I M Capital Management, Inc.
     served as Sub-advisor of the Portfolio, then named "AST AIM Balanced."
     Between October 15, 1996 and May 3, 1999, Putnam Investment Management,
     Inc. served as Sub-advisor of the Portfolio, then named "AST Putnam
     Balanced." Prior to October 15, 1996, Phoenix Investment Counsel, Inc.
     served as Sub-advisor of the Portfolio, then named "AST Phoenix Balanced
     Asset Portfolio."

/21./ Effective August 8, 2000, T. Rowe Price International, Inc. became
     Sub-advisor of the Portfolio. Effective May 1, 2000, the name of the
     Portfolio was changed to the "AST T. Rowe Price Global Bond". Effective May
     1, 1996, Rowe Price-Fleming International, Inc. became Sub-advisor of the
     Portfolio. Prior to May 1, 1996, Scudder, Stevens & Clark, Inc. served as
     Sub-advisor of the Portfolio, then named "AST Scudder International Bond
     Portfolio."

/22./ This Portfolio was first offered as a Sub-account on August 1, 2001. On
     August 3, 2001, pursuant to a shareholder vote, the Perpetual International portfolio of the Evergreen Variable Annuity Trust was merged with the
     International Growth portfolio. The Evergreen VA Perpetual International portfolio no longer exists.

/23./ Effective May 1, 2003, the ProFunds VP Bull Plus portfolio changed its name to ProFund VP UltraBull to reflect a change in its investment objective.

/24./ Effective August 1, 2001, Prior to May 1, 2000, ProFund VP UltraSmall-Cap
     was named "ProFund VP Small Cap" and sought daily investment results that corresponded to the performance of the Russell 2000(R)Index.

APPENDIX C - CALCULATION OF OPTIONAL DEATH BENEFITS

Examples of Enhanced Beneficiary Protection Optional Death Benefit Calculation
The following are examples of how the Enhanced Beneficiary Protection Optional
Death Benefit is calculated. Each example assumes that a $50,000 initial
Purchase Payment is made and that no withdrawals are made prior to the Owner's death. Each example assumes that there is one Owner who is age 50 on the Issue
Date and that all Account Value is maintained in the variable investment options.

NOTE: The examples below do not include Credits which may be recovered by
American Skandia under certain circumstances.

Example with market increase Assume that the Owner's Account Value has been increasing due to positive market performance. On the date we receive due proof of death, the Account Value is $75,000. The basic Death Benefit is calculated as
Purchase Payments minus proportional withdrawals, or Account Value, less the amount of any Credits applied within 12-months prior to the date of death, which ever is greater. Therefore, the basic Death Benefit is equal to $75,000. The
Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($75,000) PLUS 50% of the "Death Benefit
Amount" less Purchase Payments reduced by proportional withdrawals.

Purchase Payments =    $50,000
Account Value =        $75,000
Basic Death Benefit =  $75,000
Death Benefit Amount = $75,000 - $50,000 = $25,000

Amount Payable Under Enhanced Beneficiary Protection Optional Death Benefit =
$75,000 + $12,500 = $87,500

Examples with market decline

Assume that the Owner's Account Value has been decreasing due to declines in market performance. On the date we receive due proof of death, the Account Value is $45,000. The basic Death Benefit is calculated as Purchase Payments minus proportional withdrawals, or Account Value, less the amount of any Credits applied within 12-months prior to the date of death, which ever is greater.
Therefore, the basic Death Benefit is equal to $50,000. The Enhanced Beneficiary
Protection Optional Death Benefit is equal to the amount payable under the basic
Death Benefit ($50,000) PLUS 50% of the "Death Benefit Amount" less Purchase
Payments reduced by proportional withdrawals.

Purchase Payments =    $50,000
Account Value =        $40,000
Basic Death Benefit =  $50,000
Death Benefit Amount = $50,000 - $50,000 = $0

Amount Payable Under Enhanced Beneficiary Protection Optional Death Benefit =
$50,000 + $0 = $50,000

In this example you would receive no additional benefit from purchasing the
Enhanced Beneficiary Protection Optional Death Benefit.

EXAMPLES OF GUARANTEED MINIMUM DEATH BENEFIT CALCULATION

The following are examples of how the Guaranteed Minimum Death Benefit is calculated. Each example assumes that a $50,000 initial Purchase Payment is made and that no withdrawals are made prior to the Owner's death. Each example assumes that there is one Owner who is age 50 on the Issue Date and that all
Account Value is maintained in the variable investment options.

NOTE: The examples below do not include Credits which may be recovered by
American Skandia under certain circumstances.

Example of market increase

Assume that the Owner's Account Value has generally been increasing due to positive market performance. On the date we receive due proof of death, the
Account Value is $90,000. The Highest Anniversary Value at the end of any
previous period is $72,000. The Death Benefit would be the Account Value
($90,000) because it is greater than the Highest Anniversary Value ($72,000) or the sum of prior Purchase Payments increased by 5.0% annually ($73,872.77).

Example of market decrease

Assume that the Owner's Account Value generally increased until the fifth anniversary but generally has been decreasing since the fifth contract anniversary. On the date we receive due proof of death, the Account Value is
$48,000. The Highest Anniversary Value at the end of any previous period is
$54,000. The Death Benefit would be the sum of prior Purchase Payments increased by 5.0% annually ($73,872.77) because it is greater than the Highest Anniversary
Value ($54,000) or the Account Value ($48,000).

Example of market increase followed by decrease Assume that the Owner's Account
Value increased significantly during the first six years following the Issue
Date. On the sixth anniversary date the Account Value is $90,000. During the seventh Annuity Year, the Account Value increases to as high as $100,000 but then subsequently falls to $80,000 on the date we receive due proof of death.
The Death Benefit would be the Highest Anniversary Value at the end of any previous period ($90,000), which occurred on the sixth anniversary, although the
Account Value was higher during the subsequent period. The Account Value on the date we receive due proof of death ($80,000) is lower, as is the sum of all prior Purchase Payments increased by 5.0% annually ($73,872.77).

APPENDIX D - PLUS40(TM)OPTIONAL LIFE INSURANCE RIDER

American Skandia's Plus40(TM)Optional Life Insurance Rider was offered, in those states where approved, between September 17, 2001 and May 1, 2003. The description below of the Plus40(TM)benefit applies to those Contract Owners who purchased an Annuity during that time period and elected the Plus40(TM)benefit.

The life insurance coverage provided under the Plus40(TM)Optional Life Insurance
Rider ("Plus40(TM)rider" or the "Rider") is supported by American Skandia's general account and is not subject to, or registered as a security under, either the Securities Act of 1933 or the Investment Company Act of 1940. Information
about the Plus40(TM)rider is included as an Appendix to this Prospectus to help you understand the Rider and the relationship between the Rider and the value of your Annuity. It is also included because you can elect to pay for the Rider with taxable withdrawals from your Annuity. The staff of the Securities and
Exchange Commission has not reviewed this information. However, the information may be subject to certain generally applicable provisions of the Federal securities laws regarding accuracy and completeness.

The income tax-free life insurance payable to your Beneficiary(ies) under the
Plus40(TM)rider is equal to 40% of the Account Value of your Annuity as of the date we receive due proof of death, subject to certain adjustments, restrictions and limitations described below.

ELIGIBILITY The Plus40(TM)rider may be purchased as a rider on your Annuity. The
Rider must cover those persons upon whose death the Annuity's death benefit becomes payable - the Annuity's owner or owners, or the Annuitant (in the case of an entity owned Annuity). If the Annuity has two Owners, the Rider's death benefit is payable upon the first death of such persons. If the Annuity is owned by an entity, the Rider's death benefit is payable upon the death of the
Annuitant, even if a Contingent Annuitant is named.

The minimum allowable age to purchase the Plus40(TM)rider is 40; the maximum allowable age is 75. If the Rider is purchased on two lives, both persons must meet the age eligibility requirements. The Plus40(TM)rider is not available to purchasers who use their Annuity as a funding vehicle for a Tax Sheltered
Annuity (or 403(b)) or as a funding vehicle for a qualified plan under Section
401 of the Internal Revenue Code ("Code").

ADJUSTMENTS, RESTRICTIONS & LIMITATIONS

[X]  If you die during the first 24 months following the effective date of the
     Plus40(TM)rider (generally, the Issue Date of your Annuity), the death benefit will be limited to the amount of any charges paid for the Rider while it was in effect. While we will return the charges you have paid during the applicable period as the death benefit, your Beneficiary(ies)
     will receive no additional life insurance benefit from the Plus40(TM)rider if you die within 24 months of its effective date.

[X]  If you make a Purchase Payment within 24 months prior to the date of death, the Account Value used to determine the amount of the death benefit will be reduced by the amount of such Purchase Payment(s). If we reduce the death benefit payable under the Plus40(TM)rider based on this provision, we will return 50% of any charges paid for the Rider based on those Purchase
     Payments as an additional amount included in the death benefit under the
     Rider.

[X]  If we apply Credits to your Annuity based on Purchase Payments, such
     Credits are treated as Account Value for purposes of determining the death benefit payable under the Plus40(TM)rider. However, if Credits were applied to Purchase Payments made within 24 months prior to the date of death, the
     Account Value used to determine the amount of the death benefit will be reduced by the amount of such Credits. If we reduce the death benefit payable under the Plus40(TM)rider based on this provision, we will return
     50% of any charges paid for the Rider based on such Credits as an additional amount included in the death benefit under the Rider.

[X]  If you become terminally ill (as defined in the Rider) and elect to receive a portion of the Plus40(TM)rider's death benefit under the Accelerated
     Death Benefit provision, the amount that will be payable under the Rider upon your death will be reduced. Please refer to the Accelerated Death
     Benefit provision described below.

[X]  If charges for the Plus40(TM)rider are due and are unpaid as of the date the death benefit is being determined, such charges will be deducted from the amount paid to your Beneficiary(ies).

[X]  If the age of any person covered under the Plus40(TM)rider is misstated, we will adjust any coverage under the Rider to conform to the facts. For example, if, due to the misstatement, we overcharged you for coverage under the Rider, we will add any additional charges paid to the amount payable to your Beneficiary(ies). If, due to the misstatement, we undercharged you for coverage under the Rider, we will reduce the death benefit in proportion to the charges not paid as compared to the charges that would have been paid had there been no misstatement.

[X]  On or after an Owner reaches the expiry date of the Rider (the anniversary of the Annuity's Issue Date on or immediately after the 95th birthday), coverage will terminate. No charge will be made for an Owner following the expiry date. If there are two Owners, the expiry date applies separately to each Owner; therefore, coverage may continue for one Owner and terminate as to the other Owner.

MAXIMUM BENEFIT

The Plus40(TM)rider is subject to a Maximum Death Benefit Amount based on the
Purchase Payments applied to your Annuity. The Plus40(TM) rider may also be subject to a Per Life Maximum Benefit that is based on all amounts paid under any annuity contract we issue to you under which you have elected the
Plus40(TM)rider or similar life insurance coverage.

[X]  The Maximum Death Benefit Amount is 100% of the Purchase Payments
     increasing at 5% per year following the date each Purchase Payment is applied to the Annuity until the date of death. If Purchase Payments are applied to the Annuity within 24 months prior to the date of death, the
     Maximum Death Benefit Amount is decreased by the amount of such Purchase
     Payments.

[X]  The Per Life Maximum Benefit applies to Purchase Payments applied to any such annuity contracts more than 24 months from the date of death that exceed $1,000,000. If you make Purchase Payments in excess of $1,000,000, we will reduce the aggregate death benefit payable under all
     Plus40(TM)riders, or similar riders issued by us, based on the combined amount of Purchase Payments in excess of $1,000,000 multiplied by 40%. If the Per Life Maximum Benefit applies, we will reduce the amount payable under each applicable Plus40(TM)rider on a pro-rata basis. If the Per Life
     Maximum Benefit applies upon your death, we will return any excess charges that you paid on the portion of your Account Value on which no benefit is payable. The Per Life Maximum Benefit does not limit the amount of Purchase
     Payments that you may apply to your Annuity.

ACCELERATED DEATH BENEFIT PROVISION

If you become terminally ill, you may request that a portion of the death benefit payable under the Plus40(TM)rider be prepaid instead of being paid to your Beneficiary(ies) upon your death. Subject to our requirements and where allowed by law, we will make a one time, lump sum payment. Our requirements include proof satisfactory to us, in writing, of terminal illness after the
Rider's Effective Date.

The maximum we will pay, before any reduction, is the lesser of 50% of the
Rider's death benefit or $100,000. If you elect to accelerate payment of a portion of the death benefit under the Plus40(TM)rider, the amount of the remaining death benefit is reduced by the prepaid amount accumulating at an annualized interest rate of 6.0%. Eligibility for an accelerated payout of a portion of your Plus40(TM)rider death benefit may be more restrictive than any medically-related surrender provision that may be applicable to you under the
Annuity.

CHARGES FOR THE PLUS40(TM)RIDER

The Plus40(TM)rider has a current charge and a guaranteed maximum charge. The current charge for the Plus40(TM)rider is based on a percentage of your Account
Value as of the anniversary of the Issue Date of your Annuity. The applicable percentages differ based on the attained age, last birthday of the Owner(s) or
Annuitant (in the case of an entity owned Annuity) as of the date the charge is due. We reserve the right to change the current charge, at any time, subject to regulatory approval where required. If there are two Owners, we calculate the current charge that applies to each Owner individually and deduct the combined amount as the charge for the Rider. There is no charge based on a person's life after coverage expires as to that person. However, a charge will still apply to the second of two Owners (and coverage will continue for such Owner) if such
Owner has not reached the expiry date.

                                    Percentage of
Attained Age                       Account Value
-------------------------    ------------------------
Age 40-75                              .80%
-------------------------    ------------------------
Age 76-80                             1.60%
-------------------------    ------------------------
Age 81-85                             3.20%
-------------------------    ------------------------
Age 86-90                             4.80%
-------------------------    ------------------------
Age 91                                6.50%
-------------------------    ------------------------
Age 92                                7.50%
-------------------------    ------------------------
Age 93                                8.50%
-------------------------    ------------------------
Age 94                                9.50%
-------------------------    ------------------------
Age 95                               10.50%
-------------------------    ------------------------

The charge for the Plus40(TM)rider may also be subject to a guaranteed maximum charge that will apply if the current charge, when applied to the Account Value, exceeds the guaranteed maximum charge. The guaranteed maximum charge is based on a charge per $1,000 of insurance.

We determine the charge for the Rider annually, in arrears. We deduct the charge: (1) upon your death; (2) on each anniversary of the Issue Date; (3) on the date that you begin receiving annuity payments; (4) if you surrender your
Annuity other than a medically-related surrender; or (5) if you choose to terminate the Rider. If the Rider terminates for any of the preceding reasons on a date other than the anniversary of the Annuity's Issue Date, the charge will be prorated. During the first year after the Annuity's Issue Date, the charge will be prorated from the Issue Date. In all subsequent years, the charge will be prorated from the last anniversary of the Issue Date.

You can elect to pay the annual charge through a redemption from your Annuity's
Account Value or through funds other than those within the Annuity. If you do not elect a method of payment, we will automatically deduct the annual charge from your Annuity's Account Value. The manner in which you elect to pay for the
Rider may have tax implications.

[X]  If you elect to pay the charge through a redemption of your Annuity's
     Account Value, the withdrawal will be treated as a taxable distribution, and will generally be subject to ordinary income tax on the amount of any investment gain withdrawn. If you are under age 59 1/2, the distribution may also be subject to a 10% penalty on any gain withdrawn, in addition to ordinary income taxes. We first deduct the amount of the charge pro-rata from the Account Value in the variable investment options. We only deduct the charge pro-rata from the Fixed Allocations to the extent there is insufficient Account Value in the variable investment options to pay the charge.

[X]  If you elect to pay the charge through funds other than those from your
     Annuity, we require that payment be made electronically in U.S. currency through a U.S. financial institution. If you elect to pay the charge through electronic transfer of funds and payment has not been received within 31 days from the due date, we will deduct the charge as a redemption from your Annuity, as described above.

TERMINATION

You can terminate the Plus40(TM)rider at any time. Upon termination, you will be required to pay a pro-rata portion of the annual charge for the Rider. The
Plus40(TM)rider will terminate automatically on the date your Account Value is applied to begin receiving annuity payments, on the date you surrender the
Annuity or, on the expiry date with respect to such person who reaches the expiry date. We may also terminate the Plus40(TM)rider, if necessary, to comply with our interpretation of the Code and applicable regulations. Once terminated, you may not reinstate your coverage under the Plus40(TM)rider.

CHANGES IN ANNUITY DESIGNATIONS

Changes in ownership and annuitant designations under the Annuity may result in changes in eligibility and charges under the Plus40(TM) rider. These changes may include termination of the Rider. Please refer to the Rider for specific details.

SPOUSAL ASSUMPTION

A spousal beneficiary may elect to assume ownership of the Annuity instead of taking the Annuity's Death Benefit. However, regardless of whether a spousal beneficiary assumes ownership of the Annuity, the death benefit under the
Plus40(TM)rider will be paid despite the fact that the Annuity will continue.
The spousal beneficiary can apply the death benefit proceeds under the
Plus40(TM) rider to the Annuity as a new Purchase Payment, can purchase a new annuity contract or use the death benefit proceeds for any other purpose.
Certain restrictions may apply to an Annuity that is used as a qualified investment. Spousal beneficiaries may also be eligible to purchase the
Plus40(TM)rider, in which case the Annuity's Account Value, as of the date the assumption is effective, will be treated as the initial Purchase Payment under applicable provisions of the Rider.

TAX CONSIDERATION

The Plus40(TM)rider was designed to qualify as a life insurance contract under the Code. As life insurance, under most circumstances, the Beneficiary(ies) does not pay any Federal income tax on the death benefit payable under the Rider.

If your Annuity is being used as an Individual Retirement Annuity (IRA), we consider the Plus40(TM)rider to be outside of your IRA, since premium for the
Rider is paid for either with funds outside of your Annuity or with withdrawals previously subject to tax and any applicable tax penalty.

We believe payments under the accelerated payout provision of the Rider will meet the requirements of the Code and the regulations in order to qualify as tax-free payments. To the extent permitted by law, we will change our procedures in relation to the Rider, or the definition of terminally ill, or any other applicable term in order to maintain the tax-free status of any amounts paid out under the accelerated payout provision.

PLEASE SEND ME A STATEMENT OF ADDITIONAL INFORMATION THAT CONTAINS FURTHER
DETAILS ABOUT THE AMERICAN SKANDIA ANNUITY DESCRIBED IN PROSPECTUS FUSI ASXT II
FOUR-PROS (05/2003). -

                        --------------------------------
                                (print your name)

                        --------------------------------
                                    (address)

                        --------------------------------
                              (city/state/zip code)

                     THIS PAGE IS INTENTIONALLY LEFT BLANK.

Variable Annuity Issued by:                     Variable Annuity Distributed by:
AMERICAN SKANDIA LIFE                                           AMERICAN SKANDIA
ASSURANCE CORPORATION                                    MARKETING, INCORPORATED
One Corporate Drive                                          One Corporate Drive
Shelton, Connecticut 06484                            Shelton, Connecticut 06484
Telephone: 1-800-766-4530                                Telephone: 203-926-1888
http://www.americanskandia.com                    http://www.americanskandia.com

                               MAILING ADDRESSES:

                      AMERICAN SKANDIA - VARIABLE ANNUITIES
                                  P.O. Box 7040
                            Bridgeport, CT 06601-7040

                                  EXPRESS MAIL:
                      AMERICAN SKANDIA - VARIABLE ANNUITIES
                               One Corporate Drive
                                Shelton, CT 06484

                 PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION

                    PROSPECTUS SUPPLEMENT, DATED MAY 1, 2009

This supplement should be read and retained with the prospectus for your
Annuity. If you would like another copy of the prospectus, please call us at
1-800-752-6342.

Prudential Annuities Life Assurance Corporation ("PALAC") incorporates by reference into the prospectus its latest annual report on Form 10-K filed pursuant to Section 13(a) or Section 15(d) of the Exchange Act since the end of the fiscal year covered by its latest annual report. In addition, all documents subsequently filed by PALAC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act also are incorporated into the prospectus by reference. PALAC will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into the prospectus but not delivered with the prospectus. Such information will be provided upon written or oral request at no cost to the requester by writing to Prudential Annuities Life Assurance
Corporation, One Corporate Drive, Shelton, CT 06484 or by calling 800-752-6342.
PALAC files periodic reports as required under the Securities Exchange Act of
1934. The public may read and copy any materials that PALAC files with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C.
20549. The public may obtain information on the operation of the Public
Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an
Internet site that contains reports, proxy, and information statements, and other information regarding issuers that file electronically with the SEC (see
http://www.sec.gov). Our internet address is http://www.prudentialannuities.com.

Supplement dated December 5, 2005 to the May 2, 2005 Prospectuses for the
following annuity products: American Skandia Advisor Plan III, Stagecoach
Advisor Plan III, American Skandia XTra Credit SIX, Stagecoach XTra Credit SIX,
American Skandia LifeVest(R) II, American Skandia APEX II, Stagecoach APEX II,
Advisors Choice (R)/2000/, American Skandia Variable Adjustable Immediate
Annuity, and American Skandia Variable Immediate Annuity, as previously supplemented (the "Prospectuses").

This Supplement should be read and retained with the current Prospectus for your annuity contract issued by American Skandia Life Assurance Corporation
("American Skandia"). This Supplement is intended to update certain information in the Prospectus for the variable or immediate annuity you own, and is not intended to be a prospectus or offer for any other variable or immediate annuity listed here that you do not own. If you would like another copy of the current
Prospectus, please contact American Skandia at 1-800-752-6342.

We are issuing this supplement to describe certain changes to the above-referenced Prospectuses, including changes made with respect to certain portfolios of American Skandia Trust ("AST") and to announce five additional AST portfolios (the "AST Asset Allocation Portfolios") that are being offered as new variable investment options under each of the above-referenced products. We are announcing the closure of the asset allocation programs offered in each of the above-referenced products. All of these changes apply to each Prospectus and will be effective on or about December 5, 2005, unless specifically stated
otherwise.

1. PORTFOLIO MERGERS

The Trustees of AST and shareholders have approved these mergers to be effective as of December 5, 2005:

The AST Alger All-Cap Growth Portfolio has merged into the AST Neuberger Berman
Mid-Cap Growth Portfolio. As a result of the merger, the AST Alger All-Cap
Growth Portfolio has ceased operations and will no longer be offered as an investment option. The investment objective and investment policies of the AST
Neuberger Berman Mid-Cap Growth Portfolio remain unchanged.

The AST AllianceBernstein Growth + Value Portfolio merged into the AST
AllianceBernstein Managed Index 500 Portfolio. As a result of the merger, the
AST AllianceBernstein Growth + Value Portfolio has ceased operations and will no longer be offered as an investment option. The investment objective and investment policies of the AST AllianceBernstein Managed Index 500 Portfolio
remain unchanged.

The following information for the successor portfolios replaces the information previously indicated for these portfolios under the section of each Prospectus entitled "Summary of Contract Fees and Charges", sub-section "Underlying Mutual
Fund Portfolio Annual Expenses", under the heading "American Skandia Trust" to reflect estimates of what the expenses of the portfolio will be as a result of the mergers:

                      UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES
          (as a percentage of the average net assets of the underlying Portfolios)
----------------------------------------------------------------------------------------------
                                                                              Total Annual
                                            Management  Other              Portfolio Operating
UNDERLYING PORTFOLIO                           Fees    Expenses 12b-1 Fees      Expenses
--------------------                        ---------- -------- ---------- -------------------
AST Neuberger Berman Mid-Cap Growth/1 /        0.90%     0.18%     None           1.08%
AST AllianceBernstein Managed Index 500/2/     0.60%     0.16%     None           0.76%

1    Other Expenses are based in part on estimated amounts for the current fiscal year. The annual expenses of the AST Neuberger Berman Mid-Cap Growth
     Portfolio prior to the Merger were as follows: Management Fee: 0.90%; 12b-1
     Fee: None; Other Expenses: 0.22%; Total Annual Portfolio Operating
     Expenses: 1.12%.

2    Other Expenses are based in part on estimated amounts for the current fiscal year. The annual expenses of the AST AllianceBernstein Managed Index
     500 Portfolio prior to the Merger were as follows: Management Fee: 0.60%;
     12b-1 Fee: None; Other Expenses: 0.17%; Total Annual Portfolio Operating
     Expenses: 0.77%.

2.   SUB-ADVISOR and PORTFOLIO NAME CHANGES

The Trustees of AST and, where necessary, shareholders have approved the following sub-advisor and portfolio name changes to be effective as of December
5, 2005:

AST GABELLI ALL-CAP VALUE PORTFOLIO

EARNEST Partners LLC and Wedge Capital Management, LLP replaced GAMCO Investors,
Inc. as Sub-advisors to the AST Gabelli All-Cap Value Portfolio. As a result, the Portfolio's name has changed to the AST Mid-Cap Value Portfolio. Under normal circumstances, the Portfolio will now invest at least 80% of the value its net assets in mid-capitalization companies.

AST ALLIANCEBERNSTEIN LARGE-CAP GROWTH PORTFOLIO

T. Rowe Price Associates, Inc. replaced Alliance Capital Management as
Sub-advisor to the AST AllianceBernstein Large-Cap Growth Portfolio. As a
result, the Portfolio's name has changed to the AST T. Rowe Price Large-Cap
Growth Portfolio.

AST HOTCHKIS & WILEY LARGE-CAP VALUE PORTFOLIO

J.P. Morgan Investment Management, Inc. has been added as a Sub-advisor to the
AST Hotchkis & Wiley Large-Cap Value Portfolio and will manage a portion of the
Portfolio. Hotchkis & Wiley Capital Management, LLC will continue to manage a portion of the Portfolio. As a result, the Portfolio's name has changed to the
AST Large-Cap Value Portfolio.

AST SMALL-CAP VALUE PORTFOLIO

Salomon Brothers Asset Management Inc. has been added as a Sub-advisor to the
AST Small-Cap Value Portfolio and will manage a portion of the Portfolio. Each of Integrity Asset Management, J.P. Morgan Investment Management, Inc., and Lee
Munder Investments, Ltd. will continue to manage a portion of the Portfolio. The name of the Portfolio remains unchanged.

AST MONEY MARKET PORTFOLIO

Prudential Investment Management, Inc. replaced Wells Capital Management, Inc.
as Sub-advisor to the AST Money Market Portfolio. The name of the Portfolio remains unchanged.

As a result of the above sub-advisor, investment objective/policies and name changes, the chart in each Prospectus in the section entitled "Investment
Options/What are the Investment Objectives and Policies of the Portfolios?" is
revised as follows:

INVESTMENT OPTIONS

WHAT ARE THE INVESTMENT OBJECTIVES AND POLICIES OF THE PORTFOLIOS?

                                                                 PORTFOLIO
   STYLE/                                                        ADVISOR/
   TYPE              INVESTMENT OBJECTIVES/POLICIES             SUB-ADVISOR
   ------     --------------------------------------------  -------------------
  Mid Cap     AST Mid-Cap Value (formerly AST Gabelli        EARNEST Partners
   Value      All-Cap Value): seeks to provide capital       LLC/Wedge Capital
              growth by investing primarily in                Management, LLP
              mid-capitalization stocks that appear to be
              undervalued. The Portfolio has a
              non-fundamental policy to invest, under
              normal circumstances, at least 80% of the
              value of its net assets in
              mid-capitalization companies.
 Large Cap    AST T. Rowe Price Large-Cap Growth (formerly     T. Rowe Price
   Growth     AST AllianceBernstein Large-Cap Growth):       Associates, Inc.
              seeks long-term growth of capital by
              investing predominantly in the equity
              securities of a limited number of large,
              carefully selected, high-quality U.S.
              companies that are judged likely to achieve
              superior earnings growth. The Portfolio
              takes a growth approach to investment
              selection and normally invests at least 80%
              of its net assets in the common stocks of
              large cap companies.
 Large Cap    AST Large-Cap Value (formerly AST Hotchkis &   Hotchkis & Wiley
   Value      Wiley Large-Cap Value): seeks current income  Capital Management,
              and long-term growth of income, as well as     LLC; J.P. Morgan
              capital appreciation. The Portfolio invests,      Investment
              under normal circumstances, at least 80% of    Management, Inc.
              its net assets in common stocks of large-cap
              U.S. companies. The Portfolio focuses on
              common stocks that have a high cash dividend
              or payout yield relative to the market or
              that possess relative value within sectors.
 Small Cap    AST Small-Cap Value: seeks to provide           Integrity Asset
   Value      long-term capital growth by investing           Management; Lee
              primarily in small-capitalization stocks      Munder Investments,
              that appear to be undervalued. The Portfolio   Ltd; J.P. Morgan
              has a non-fundamental policy to invest,           Investment
              under normal circumstances, at least 80% of    Management, Inc.;
              the value of its net assets in                 Salomon Brothers
              small-capitalization stocks. The Portfolio     Asset Management
              will focus on common stocks that appear to           Inc.
              be undervalued.
Fixed Income  AST Money Market: seeks high current income       Prudential
              while maintaining high levels of liquidity.       Investment
              The Portfolio attempts to accomplish its       Management, Inc.
              objective by maintaining a dollar-weighted
              average maturity of not more than 90 days
              and by investing in securities which have
              effective maturities of not more than 397
              days.

                                        2

Effective January 1, 2006, The Prudential Series Fund, Inc. will be reorganized as a Delaware statutory trust which will be named The Prudential Series Fund.
Effective January 1, 2006, all references to The Prudential Series Fund, Inc.
within each Prospectus shall be deemed to refer to The Prudential Series Fund.

3. AST ASSET ALLOCATION PORTFOLIOS

Effective December 5, 2005, the underlying portfolios listed below are being offered as new Sub-accounts under your Annuity. In order to reflect these additions:

A. In the section of each Prospectus entitled "Summary of Contract Fees and
Charges", sub-section "Underlying Mutual Fund Portfolio Annual Expenses", under the heading "American Skandia Trust", the following information is added:

                        UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES
                         (as a percentage of the average net assets of
                                   the underlying Portfolios)
                        ------------------------------------------------
                                                                                Total Annual
                                              Management  Other              Portfolio Operating
UNDERLYING PORTFOLIO                             Fees    Expenses 12b-1 Fees      Expenses
--------------------                          ---------- -------- ---------- -------------------
AST Aggressive Asset Allocation /1/,/2/          1.04%     0.26%     None           1.30%
AST Capital Growth Asset Allocation /1/,/2/      0.99%     0.25%     None           1.24%
AST Balanced Asset Allocation /1/,/2/            0.95%     0.24%     None           1.19%
AST Conservative Asset Allocation /1/,/2/        0.93%     0.23%     None           1.16%
AST Preservation Asset Allocation /1/,/2/        0.88%     0.22%     None           1.10%

1.   Management Fees are based in part on estimated amounts for the current fiscal year. Each Asset Allocation Portfolio invests primarily in shares of one or more Underlying Portfolios. The only management fee directly paid by an Asset Allocation Portfolio is a 0.15% fee paid to the Investment
     Managers. The management fee shown in the chart for each Asset Allocation
     Portfolio is (i) the 0.15% management fee to be paid by the Asset
     Allocation Portfolios to the Investment Managers plus (ii) a weighted average estimate of the management fees to be paid by the Underlying
     Portfolios to the Investment Managers, which are borne indirectly by investors in the Asset Allocation Portfolio. Each weighted average estimate of the management fees to be paid by the Underlying Portfolios is based on the expected initial Underlying Portfolio allocations for the applicable
     Asset Allocation Portfolio and the management fee rates for the Underlying
     Portfolios as set forth in the current Prospectus for the Underlying
     Portfolios. The management fees paid by an Asset Allocation Portfolio may be greater or less than those indicated above.

2.   Other Expenses are based in part on estimated amounts for the current fiscal year. The other expenses shown in the chart for each Asset
     Allocation Portfolio include: (i) the other expenses expected to be paid by the Asset Allocation Portfolio to the Investment Managers and other service providers plus (ii) a weighted average estimate of the other expenses to be paid by the Underlying Portfolios to the Investment Managers and other service providers, which are borne indirectly by investors in the Asset
     Allocation Portfolio. Each weighted average estimate of the other expenses to be paid by the Underlying Portfolios is based on the expected initial
     Underlying Portfolio allocation for the applicable Asset Allocation
     Portfolio and the annual operating expense ratios for the Underlying
     Portfolios as set forth in the current Prospectus for the Underlying
     Portfolio. The other expenses paid by an Asset Allocation Portfolio may be greater or less than those indicated above. A description of the types of costs that are included as other expenses for the Underlying Portfolios is set forth under the caption "Management of the Trust - Other Expenses" in the Underlying Portfolio Prospectus.

B. The following is being added to the chart in each Prospectus in the section entitled "Investment Options/What are the Investment Objectives and Policies of
the Portfolios?":

                                                                PORTFOLIO
STYLE/                                                           ADVISOR/
TYPE                INVESTMENT OBJECTIVES/POLICIES             SUB-ADVISOR
------       --------------------------------------------  --------------------
   Asset     AST Aggressive Asset Allocation Portfolio:      American Skandia
Allocation/  seeks the highest potential total return           Investment
 Balanced    consistent with its specified level of risk     Services, Inc./
             tolerance. The Portfolio will invest its           Prudential
             assets in several other American Skandia        Investments LLC
             Trust Portfolios. Under normal market
             conditions, the Portfolio will devote
             between 92.5% to 100% of its net assets to
             underlying portfolios investing primarily in
             equity securities, and 0% to 7.5% of its net
             assets to underlying portfolios investing
             primarily in debt securities and money
             market instruments.
   Asset     AST Capital Growth Asset Allocation             American Skandia
Allocation/  Portfolio: seeks the highest potential total       Investment
 Balanced    return consistent with its specified level      Services, Inc./
             of risk tolerance. The Portfolio will invest       Prudential
             its assets in several other American Skandia    Investments LLC
             Trust Portfolios. Under normal market
             conditions, the Portfolio will devote
             between 72.5% to 87.5% of its net assets to
             underlying portfolios investing primarily in
             equity securities, and 12.5% to 27.5% of its
             net assets to underlying portfolios
             investing primarily in debt securities and
             money market instruments.

                                        3

                                                                 PORTFOLIO
STYLE/                                                           ADVISOR/
TYPE                INVESTMENT OBJECTIVES/POLICIES             SUB-ADVISOR
------       --------------------------------------------  --------------------
   Asset     AST Balanced Asset Allocation Portfolio:        American Skandia
Allocation/  seeks the highest potential total return           Investment
 Balanced    consistent with its specified level of risk     Services, Inc./
             tolerance. The Portfolio will invest its           Prudential
             assets in several other American Skandia        Investments LLC
             Trust Portfolios. Under normal market
             conditions, the Portfolio will devote
             between 57.5% to 72.5% of its net assets to
             underlying portfolios investing primarily in
             equity securities, and 27.5% to 42.5% of its
             net assets to underlying portfolios
             investing primarily in debt securities and
             money market instruments.
   Asset     AST Conservative Asset Allocation Portfolio:    American Skandia
Allocation/  seeks the highest potential total return           Investment
 Balanced    consistent with its specified level of risk     Services, Inc./
             tolerance. The Portfolio will invest its           Prudential
             assets in several other American Skandia        Investments LLC
             Trust Portfolios. Under normal market
             conditions, the Portfolio will devote
             between 47.5% to 62.5% of its net assets to
             underlying portfolios investing primarily in
             equity securities, and 37.5% to 52.5% of its
             net assets to underlying portfolios
             investing primarily in debt securities and
             money market instruments.
   Asset     AST Preservation Asset Allocation Portfolio:    American Skandia
Allocation/  seeks the highest potential total return           Investment
 Balanced    consistent with its specified level of risk     Services, Inc./
             tolerance. The Portfolio will invest its           Prudential
             assets in several other American Skandia        Investments LLC
             Trust Portfolios. Under normal market
             conditions, the Portfolio will devote
             between 27.5% to 42.5% of its net assets to
             underlying portfolios investing primarily in
             equity securities, and 57.5% to 72.5% of its
             net assets to underlying portfolios
             investing primarily in debt securities and
             money market instruments.

4. CLOSURE OF ASSET ALLOCATION PROGRAMS

Effective December 5, 2005, the asset allocation programs that had been made available for use with your Annuity are being closed for new enrollments. As a result, in order to reflect the closure of the programs, the following changes are made to each Prospectus:

A. The first paragraph in the section of the Prospectus entitled "Managing Your
Account Value", under the sub-section "Are Any Asset Allocation Programs
Available?" is replaced with the following:

                  ARE ANY ASSET ALLOCATION PROGRAMS AVAILABLE?

We currently do not offer any asset allocation programs for use with your
Annuity. Prior to December 5, 2005, we made certain asset allocation programs available. If you enrolled in one of the asset allocation programs prior to
December 5, 2005, see the Appendix entitled "Additional Information on the Asset
Allocation Programs" for more information on how the programs are administered.

B. The Appendix entitled "Additional Information on Asset Allocation Programs"
is revised to reflect the following changes to the Program Rules for those contract owners that choose to remain in their asset allocation program after
December 5, 2005:

..    The asset allocation program will only perform the function of periodic rebalancing of your Account Value allocated to the variable Sub-accounts in accordance with the percentage allocations for the model portfolio you previously chose.

..    You will not be permitted to change from one model portfolio to another.
     Depending on what asset allocation program you had enrolled in, you may be permitted to transfer Account Value among the currently available sub-accounts that are part of the model (e.g., from one large-cap growth sub-account to another large-cap growth sub-account).

..    If you terminate your asset allocation program, you will not be permitted to re-enroll in the program. If you are enrolled in the Highest Daily Value
     Death Benefit ("HDV") or the Lifetime Five Income Benefit ("LT5"), or with respect to the American Skandia Variable Adjustable Immediate Annuity you
     have elected the Guarantee feature, termination of your asset allocation program must coincide with (i) the enrollment in a then currently available and approved asset allocation program or other approved option; or (ii) the allocation of your entire Account Value (or Income Base with respect to the
     American Skandia Variable Adjustable Immediate Annuity) to the then required investment option(s) available with these benefits or feature.

                                        4

C. In each Prospectus, with the exception of the American Skandia Variable
Immediate Annuity and the American Skandia Variable Adjustable Immediate
Annuity, the following revisions are made:

(i) In the section entitled "Living Benefit Programs", under the sub-section
"Lifetime Five Income Benefit (Lifetime Five)":

..    the last two sentences in the box are replaced with the following:

As long as your Lifetime Five Income Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available option(s)
with this program.

..    under the heading "Other Important Considerations", the fourth bullet is replaced with the following:

You must allocate your Account Value in accordance with the then permitted and available option(s) with this program in order to elect and maintain the
Lifetime Five program.

(ii) In the section entitled "Death Benefit", under the sub-section "Highest
Daily Value Death Benefit ("HDV")", the second paragraph within the first box is replaced with the following:

If you elect this benefit, you must allocate your Account Value in accordance with the then permitted and available option(s) with this benefit. Because this benefit, once elected, may not be terminated you must keep your Account Value allocated to a permitted option throughout the life of the Annuity.

D. In the Prospectus for the American Skandia Variable Adjustable Immediate
Annuity, the sub-section entitled "Am I Required to Participate in an Asset
Allocation Program?" under the section entitled "Managing Your Annuity", is replaced with the following:

AM I REQUIRED TO PARTICIPATE IN AN ASSET ALLOCATION PROGRAM?

If you purchased your Annuity prior to December 5, 2005 and chose the Optional
Guarantee Feature, your Net Premium (plus any applicable Credit) was required to be allocated in accordance with an asset allocation model, and your Income Base also had to be allocated in accordance with such model. If you purchase your
Annuity on or after December 5, 2005 and you choose the Optional Guarantee
Feature, you must allocate your Net Premium/Income Base in accordance with the then permitted and available investment option(s) with this feature.

5. OTHER MATTERS

A. In the Prospectus for the American Skandia LifeVest(R) II Annuity, in the
section entitled "Summary of Contract Fees and Charges" in the table under the sub-section "Your Optional Benefit Fees and Charges", under the heading "Highest
Daily Value Death Benefit ("HDV")", the Total Annual Charge in the third column is replaced and corrected as follows:

HIGHEST DAILY VALUE DEATH BENEFIT ("HDV") **             0.50% of average    2.15%
We offer an Optional Death Benefit that provides an   daily net assets of
enhanced level of protection for your                  the Sub-accounts
beneficiary(ies) by providing a death benefit equal
to the greater of the basic Death Benefit and the
Highest Daily Value, less proportional withdrawals.

B. In the Prospectus for the American Skandia Xtra Credit SIX Annuity, in the
section entitled "Managing Your Account Value", sub-section "May I Give My
Investment Professional Permission To Manage My Account Value?", the first two sentences are replaced and corrected as follows:

Yes. Your Investment Professional may direct the allocation of your Account
Value and request financial transactions between investment options while you are living, subject to our rules and unless you tell us otherwise.

                                        5

Supplement to Prospectus Dated May 2, 2005 Supplement dated March 20, 2006

Supplement dated March 20, 2006 to the May 2, 2005 Prospectuses for the following annuity products: American Skandia Advisor Plan III and Stagecoach
Advisor Plan III, as previously supplemented (the "Prospectuses").

This Supplement should be read and retained with the current Prospectus for your annuity contract issued by American Skandia Life Assurance Corporation
("American Skandia"). This Supplement is intended to update certain information in the Prospectus for the variable annuity you own, and is not intended to be a prospectus or offer for any other variable annuity listed here that you do not own. If you would like another copy of the current Prospectus, please contact
American Skandia at 1-800-752-6342.

We are issuing this supplement to describe certain changes to the above-referenced Prospectuses, including changes made with respect to certain portfolios of American Skandia Trust ("AST"), the addition of three AST portfolios that are being offered as new variable investment options and a new living benefit. All of these changes apply to each Prospectus and will be effective on or about March 20, 2006, unless specifically stated otherwise.

1. SUB-ADVISOR and PORTFOLIO NAME CHANGES

The Trustees of AST have approved the following sub-advisor and portfolio name changes to be effective as of March 20, 2006:

AST GOLDMAN SACHS HIGH YIELD PORTFOLIO

Pacific Investment Management Company LLC has been added as a Sub-advisor to the
AST Goldman Sachs High Yield Portfolio and will manage a portion of the
Portfolio. Goldman Sachs Asset Management, L.P. will continue to manage a portion of the Portfolio. As a result, the Portfolio's name has changed to the
AST High Yield Portfolio.

AST LARGE-CAP VALUE PORTFOLIO

Dreman Value Management LLC has been added as a Sub-advisor to the AST Large-Cap
Value Portfolio and will manage a portion of the Portfolio. Both J.P. Morgan
Investment Management, Inc. and Hotchkis & Wiley Capital Management, LLC will continue to manage a portion of the Portfolio. The name of the Portfolio remains unchanged.

AST SMALL-CAP VALUE PORTFOLIO

Dreman Value Management LLC has been added as a Sub-advisor to the AST Small-Cap
Value Portfolio and will manage a portion of the Portfolio. In addition,
Integrity Asset Management will no longer be a Sub-advisor to the Portfolio.
Each of Salomon Brothers Asset Management Inc., J.P. Morgan Investment
Management, Inc., and Lee Munder Investments, Ltd. will continue to manage a portion of the Portfolio. The name of the Portfolio remains unchanged.

As a result, the chart in each Prospectus in the section entitled "Investment
Options/What are the Investment Objectives and Policies of the Portfolios?" is
revised as follows:

INVESTMENT OPTIONS

WHAT ARE THE INVESTMENT OBJECTIVES AND POLICIES OF THE PORTFOLIOS?

                                                                 PORTFOLIO
STYLE/                                                           ADVISOR/
TYPE                 INVESTMENT OBJECTIVES/POLICIES             SUB-ADVISOR
------        --------------------------------------------  -------------------
Fixed Income  AST High Yield (formerly AST Goldman Sachs    Goldman Sachs Asset
              High Yield): seeks a high level of current     Management, L.P.;
              income and may also consider the potential    Pacific Investment
              for capital appreciation. The Portfolio       Management Company
              invests, under normal circumstances, at           LLC (PIMCO)
              least 80% of its net assets plus any
              borrowings for investment purposes (measured
              at time of purchase) in high yield,
              fixed-income securities that, at the time of
              purchase, are non-investment grade
              securities.
 Large Cap    AST Large-Cap Value (formerly AST Hotchkis &   Hotchkis & Wiley
   Value      Wiley Large-Cap Value): seeks current income  Capital Management,
              and long-term growth of income, as well as     LLC; J.P. Morgan
              capital appreciation. The Portfolio invests,      Investment
              under normal circumstances, at least 80% of    Management, Inc.;
              its net assets in common stocks of large-cap     Dreman Value
              U.S. companies. The Portfolio focuses on        Management LLC
              common stocks that have a high cash dividend
              or payout yield relative to the market or
              that possess relative value within sectors.

  Small Cap  AST Small-Cap Value: seeks to provide             Lee Munder
    Value    long-term capital growth by investing          Investments, Ltd;
             primarily in small-capitalization stocks          J.P. Morgan
             that appear to be undervalued. The Portfolio      Investment
             has a non-fundamental policy to invest,        Management, Inc.;
             under normal circumstances, at least 80% of    Salomon Brothers
             the value of its net assets in                 Asset Management
             small-capitalization stocks. The Portfolio    Inc.; Dreman Value
             will focus on common stocks that appear to      Management LLC
             be undervalued.

2. NEW SUB-ACCOUNTS

Effective March 20, 2006, the underlying portfolios listed below are being offered as new Sub-accounts under your Annuity. In order to reflect these additions:

A. The following is being added to the chart in each Prospectus in the section entitled "Investment Options/What are the Investment Objectives and Policies of
the Portfolios?":

                                                                PORTFOLIO
STYLE/                                                          ADVISOR/
TYPE                INVESTMENT OBJECTIVES/POLICIES             SUB-ADVISOR
------       --------------------------------------------  -------------------
   Asset     AST First Trust Balanced Target: seeks            First Trust
Allocation/  long-term capital growth balanced by current     Advisors L.P.
 Balanced    income. The portfolio normally invests
             approximately 65% of its total assets in
             equity securities and 35% in fixed income
             securities. Depending on market conditions,
             the equity portion may range between 60-70%
             and the fixed income portion between 30-40%.
             The Portfolio allocates its assets across a
             number of uniquely specialized quantitative
             investment strategies.
   Asset     AST First Trust Capital Appreciation Target:      First Trust
Allocation/  seeks long-term growth of capital. The           Advisors L.P.
 Balanced    portfolio normally invests approximately 80%
             of its total assets in equity securities and
             20% in fixed income securities. Depending on
             market conditions, the equity portion may
             range between 75-85% and the fixed income
             portion between 15-25%. The Portfolio
             allocates its assets across a number of
             uniquely specialized quantitative investment
             strategies.
   Asset     AST Advanced Strategies: seeks a high level     Marsico Capital
Allocation/  of absolute return. The Portfolio invests     Management, LLC; T.
 Balanced    primarily in a diversified portfolio of           Rowe Price
             equity and fixed income securities across      Associates, Inc.;
             different investment categories and                LSV Asset
             investment managers. The Portfolio pursues a  Management; William
             combination of traditional and                 Blair & Company,
             non-traditional investment strategies.          L.L.C.; Pacific
                                                               Investment
                                                           Management Company
                                                              LLC (PIMCO);

B. In the section of each Prospectus entitled "Summary of Contract Fees and
Charges", sub-section "Underlying Mutual Fund Portfolio Annual Expenses", under the heading "American Skandia Trust", following portfolios have been added:

                        UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES
                         (as a percentage of the average net assets of
                                   the underlying Portfolios)
-----------------------------------------------------------------------------------------------
                                                                                Total Annual
UNDERLYING PORTFOLIO                          Management  Other              Portfolio Operating
American Skandia Trust:                          Fees    Expenses 12b-1 Fees      Expenses
-----------------------                       ---------- -------- ---------- -------------------
AST First Trust Balanced Target                  0.85%     0.19%     None           1.04%
AST First Trust Capital Appreciation Target      0.85%     0.19%     None           1.04%
AST Advanced Strategies                          0.85%     0.18%     None           1.03%

                                        2

3. NEW INSURANCE FEATURE

We are adding the Spousal Lifetime Five(SM) Income Benefit ("Spousal Lifetime
Five"), that guarantees until the later death of two designated lives the ability to withdraw an annual amount of an initial principal value regardless of market-based declines in account value. As a result, the following revisions are made to the Prospectus:

A. The following information has been added to "YOUR OPTIONAL BENEFIT FEES AND
CHARGES" table in the "Summary of Contract Fees and Charges" section of the
Prospectus:

                                                        OPTIONAL
                                                       BENEFIT FEE/       TOTAL ANNUAL
                                                         CHARGE             CHARGE
                                                   -------------------- -----------------
SPOUSAL LIFETIME FIVE INCOME BENEFIT*
We offer a program that guarantees until the       0.75% of average     2.00% in Annuity
later death of two Designated Lives (as defined    daily net assets of  Years 1-8; 1.40%
in this Prospectus) the ability to withdraw an     the Sub-accounts     in Annuity Years
annual amount equal to 5% of an initial principal                       9 and later
value regardless of the impact of market
performance on the Account Value, subject to our
program rules regarding the timing and amount of
withdrawals.

*    This optional benefit is not available under the Qualified BCO.

B. The Spousal Lifetime Five program is not available if you elect any other optional living or optional death benefit, therefore all references in the
Prospectus that reflect the availability of the optional living benefits are revised accordingly.

C. The following description of the new optional living benefit is added as the last section under "Living Benefit Programs" in the Prospectus:

SPOUSAL LIFETIME FIVE INCOME BENEFIT (SPOUSAL LIFETIME FIVE)

The Spousal Lifetime Five program described below is only being offered in those jurisdictions where we have received regulatory approval and will be offered subsequently in other jurisdictions when we receive regulatory approval in those jurisdictions. Certain terms and conditions may differ between jurisdictions once approved. Currently, if you elect Spousal Lifetime Five and subsequently terminate the benefit, there will be a restriction on your ability to re-elect
Spousal Lifetime Five and Lifetime Five. We reserve the right to further limit the election frequency in the future. Before making any such change to the election frequency, we will provide prior notice to Owners who have an effective
Spousal Lifetime Five Income Benefit. Spousal Lifetime Five must be elected based on two Designated Lives, as described below. Each Designated Life must be at least 55 years old when the benefit is elected. The Spousal Lifetime Five program is not available if you elect any other optional living benefit or Death
Benefit. As long as your Spousal Lifetime Five Income Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available option(s) with this program.

We offer a program that guarantees until the later death of two natural persons that are each other's spouses at the time of election of Spousal Lifetime Five and at the first death of one of them (the "Designated Lives", each a
"Designated Life") the ability to withdraw an annual amount ("Spousal Life
Income Benefit") equal to a percentage of an initial principal value (the
"Protected Withdrawal Value") regardless of the impact of market performance on the Account Value, subject to our program rules regarding the timing and amount of withdrawals. The Spousal Life Income Benefit may remain in effect even if the
Account Value of the Annuity is zero. The program may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that market performance will not affect your ability to receive annual payments and wish either spouse to be able to continue the Spousal Life Income Benefit after the death of the first. You are not required to make withdrawals as part of the program -- the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the program.

KEY FEATURE -- INITIAL PROTECTED WITHDRAWAL VALUE

The initial Protected Withdrawal Value is used to determine the amount of initial annual payment under the Spousal Life Income Benefit. The initial
Protected Withdrawal Value is determined as of the date you make your first withdrawal under the Annuity following your election of Spousal Lifetime Five.
The initial Protected Withdrawal Value is equal to the greater of (A) the
Account Value on the date you elect Spousal Lifetime Five, plus any additional
Purchase Payments growing at 5% per year from the date of your election of the program, (or application of the Purchase Payment if later) to your Annuity, as applicable, until the date of your first withdrawal or the 10th anniversary of the benefit effective date, if earlier (B) the Account Value as of the date of the first withdrawal from your Annuity, prior to the withdrawal, and (C) the highest Account Value on each Annuity anniversary prior to the first withdrawal or on the first 10 Annuity anniversaries if earlier than the date of your first withdrawal after the benefit effective date. With respect to (B) and (C) above, each value is increased by the amount of any subsequent Purchase Payments.

..    If you elect the Spousal Lifetime Five program at the time you purchase your Annuity, the Account Value will be your initial Purchase Payment.

                                        3

..    For existing Owners who are electing the Spousal Lifetime Five benefit, the
     Account Value on the date of your election of the Spousal Lifetime Five program will be used to determine the initial Protected Withdrawal Value.

KEY FEATURE -- ANNUAL INCOME AMOUNT UNDER THE SPOUSAL LIFE INCOME BENEFIT

The initial Annual Income Amount is equal to 5% of the initial Protected
Withdrawal Value. Under the Spousal Lifetime Five program, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income
Amount, they will not reduce your Annual Income Amount in subsequent Annuity
Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in the Annuity Year. If your cumulative withdrawals are in excess of the Annual Income Amount ("Excess Income"), your Annual Income
Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the
Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply.

You may elect to step-up your Annual Income Amount if, due to positive market performance, 5% of your Account Value is greater than the Annual Income Amount.
You are eligible to step-up the Annual Income Amount on or after the 3rd anniversary of the first withdrawal under the Spousal Lifetime Five program. The
Annual Income Amount can be stepped up again on or after the 3rd anniversary of the preceding step-up. If you elect to step-up the Annual Income Amount under the program, and on the date you elect to step-up, the charges under the Spousal
Lifetime Five program have changed for new purchasers, your program may be subject to the new charge at the time of such step-up. When you elect a step-up, your Annual Income Amount increases to equal 5% of your Account Value after the step-up. Your Annual Income Amount also increases if you make additional
Purchase Payments. The amount of the increase is equal to 5% of any additional
Purchase Payments. Any increase will be added to your Annual Income Amount beginning on the day that the step-up is effective or the Purchase Payment is made. A determination of whether you have exceeded your Annual Income Amount is made at the time of each withdrawal; therefore a subsequent increase in the
Annual Income Amount will not offset the effect of a withdrawal that exceeded the Annual Income Amount at the time the withdrawal was made.

We also offer an "auto step-up" feature at no additional cost. You may elect this feature either at the time you elect Spousal Lifetime Five or after you have elected Spousal Lifetime Five. If, on the date that we implement an auto step-up to your Annual Income Amount, the charges under the Spousal Lifetime
Five program have changed for new purchasers, your program may be subject to the new charge at the time of such auto step-up. We implement an auto step-up only at specific times and if Account Value has attained or exceeded a certain amount. Specifically, if you have never implemented a step-up, then an auto step-up can occur on the Annuity anniversary on or next following the 3rd anniversary of the first withdrawal under the Spousal Lifetime Five program, and can occur each Annuity anniversary thereafter. If you have implemented a step-up
(whether initiated directly by you or effected under the auto step-up program), then an auto step-up can occur on the Annuity anniversary next following the 3rd anniversary of the prior step-up, and can occur each Annuity anniversary thereafter. We will effect an auto step-up only if, on the Annuity anniversary that the auto step-up is scheduled to occur, 5% of the Account Value exceeds
105% times the Annual Income Amount. Because the formula that determines when an auto step-up is affected differs from that which allows you to initiate a step-up on your own, scenarios may arise in which you may be allowed to initiate a step-up even though no auto step-up would occur.

The Spousal Lifetime Five program does not affect your ability to make withdrawals under your Annuity or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Spousal Lifetime Five, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income
Amount, they will not reduce your Annual Income Amount in subsequent Annuity
Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If, cumulatively, you withdraw an amount less than the Annual Income Amount under the Spousal Life Income Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual
Income Amount to subsequent Annuity Years. The following examples of dollar-for-dollar and proportional reductions and the step-up of the Annual
Income Amount assume: 1.) the Issue Date and the Effective Date of the Spousal
Lifetime Five program are February 1, 2005; 2.) an initial Purchase Payment of
$250,000; 3.) the Account Value on February 1, 2006 is equal to $265,000; 4.)
the first withdrawal occurs on March 1, 2006 when the Account Value is equal to
$263,000; and 5.) the Account Value on March 1, 2009 is equal to $280,000. The values set forth here are purely hypothetical, and do not reflect the charge for the Spousal Lifetime Five.

The initial Protected Withdrawal Value is calculated as the greatest of (a), (b)
and (c):

(a) Purchase payment accumulated at 5% per year from February 1, 2005 until
March 1, 2006 (393 days) = $250,000 X 1.05 (393/365) = $263,484.33

(b) Account Value on March 1, 2006 (the date of the first withdrawal) = $263,000

(c) Account Value on February 1, 2006 (the first Annuity Anniversary) = $265,000

Therefore, the initial Protected Withdrawal Value is equal to $265,000. The
Annual Income Amount is equal to $13,250 under the Spousal Life Income Benefit
(5% of $265,000).

Example 1. Dollar-for-dollar reduction

If $10,000 was withdrawn (less than the Annual Income Amount) on March 1, 2006, then the following values would result:

                                        4

..    Remaining Annual Income Amount for current Annuity Year = $13,250 - $10,000
     = $3,250 Annual Income Amount for future Annuity Years remains at $13,250

Example 2. Dollar-for-dollar and proportional reductions

(a) If $15,000 was withdrawn (more than the Annual Income Amount) on March 1,
2006, then the following values would result:

..    Remaining Annual Income Amount for current Annuity Year = $0 Excess of withdrawal over the Annual Income Amount ($15,000 - $13,250 = $1,750)
     reduces Annual Income

Amount for future Annuity Years.

..    Reduction to Annual Income Amount = Excess Income/Account Value before
     Excess Income X Annual Income Amount = $1,750 / ($263,000 - $13,250) X
     $13,250 = $93 Annual Income Amount for future Annuity Years = $13,250 - $93
     = $13,157

EXAMPLE 3. STEP-UP OF THE ANNUAL INCOME AMOUNT

If a step-up of the Annual Income Amount is requested on March 1, 2009, the request will be accepted because 5% of the Account Value, which is $14,000 (5%
of $280,000), is greater than the Annual Income Amount of $13,250. The new
Annual Income Amount will be equal to $14,000.

BENEFITS UNDER THE SPOUSAL LIFETIME FIVE PROGRAM

..    To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income
     Amount and amounts are still payable under the Spousal Life Income Benefit, we will make an additional payment for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year, if any. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this
     Prospectus. No further Purchase Payments will be accepted under your
     Annuity. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second
     Designated Life as long as the Designated Lives were spouses at the time of the first death. To the extent that cumulative withdrawals in the current
     Annuity Year that reduced your Account Value to zero are more than the
     Annual Income Amount, the Spousal Life Income Benefit terminates and no additional payments will be made.

..    If annuity payments are to begin under the terms of your Annuity or if you decide to begin receiving annuity payments and there is any Annual Income
     Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1) apply your Account Value to any annuity option available; or

(2) request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated
Lives were spouses at the time of the first death. We must receive your request in a form acceptable to us at our office.

..    In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with five payments certain using the same basis that is used to calculate the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

(1) the present value of future Annual Income Amount payments. Such present value will be calculated using the same basis that is used to calculate the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

(2) the Account Value.

..    If no withdrawal was ever taken, we will determine an initial Protected
     Withdrawal Value and calculate an Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.

OTHER IMPORTANT CONSIDERATIONS

..    Withdrawals under the Spousal Lifetime Five program are subject to all of the terms and conditions of the Annuity, including any CDSC.

..    Withdrawals made while the Spousal Lifetime Five program is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Spousal Lifetime Five program does not directly affect the Annuity's Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity, you will receive the current Surrender Value.

                                        5

..    You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Lifetime Five program. The
     Spousal Lifetime Five program provides a guarantee that if your Account
     Value declines due to market performance, you will be able to receive your
     Annual Income Amount in the form of periodic benefit payments.

..    You must allocate your Account Value in accordance with the then available option(s) that we may permit in order to elect and maintain the Spousal
     Lifetime Five program.

..    There may be circumstances where you will continue to be charged the full amount for the Spousal Lifetime Five program even when the benefit is only providing a guarantee of income based on one life with no survivorship.

..    In order for the Surviving Designated Life to continue the Spousal Lifetime
     Five program upon the death of an owner, the Designated Life must elect to assume ownership of the Annuity under the spousal continuation option. See
     "Spousal Owners/Spousal Beneficiaries", "Spousal Beneficiary -- Assumption
     of Annuity" and "Qualified Beneficiary Continuation Option" in this
     Prospectus.

ELECTION OF AND DESIGNATIONS UNDER THE PROGRAM

Spousal Lifetime Five can only be elected based on two Designated Lives.
Designated Lives must be natural persons who are each other's spouses at the time of election of the program and at the death of the first of the Designated
Lives to die. Currently, the program may only be elected where the Owner,
Annuitant and Beneficiary designations are as follows:

..    One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner's spouse. The Owner/Annuitant and the beneficiary each must be at least 55 years old at the time of election; or

..    Co-Annuity Owners, where the Owners are each other's spouses. The
     Beneficiary designation must be the surviving spouse. The first named Owner must be the Annuitant. Both Owners must each be 55 years old at the time of election.

No Ownership changes or Annuitant changes will be permitted once this program is elected. However, if the Annuity is co-owned, the Owner that is not the
Annuitant may be removed without affecting the benefit.

The Spousal Lifetime Five program can be elected at the time that you purchase your Annuity. We also offer existing Owners the option to elect the Spousal
Lifetime Five program after the Issue Date of their Annuity, subject to our eligibility rules and restrictions. Your Account Value as the date of election will be used as a basis to calculate the initial Protected Withdrawal Value and the Annual Income Amount. Currently, if you terminate the program, you will only be permitted to re-elect the program or elect the Lifetime Five Income Benefit on any anniversary of the Issue Date that is at least 90 calendar days from the date the benefit was last terminated. We reserve the right to further limit the election frequency in the future. Before making any such change to the election frequency, we will provide prior notice to Owners who have an effective Spousal
Lifetime Five Income Benefit.

TERMINATION OF THE PROGRAM

The program terminates automatically when your Annual Income Amount equals zero.
You may terminate the program at any time by notifying us. If you terminate the program, any guarantee provided by the benefit will terminate as of the date the termination is effective and certain restrictions on re-election of the benefit will apply as described above. We reserve the right to further limit the frequency election in the future. The program terminates upon your surrender of the Annuity, upon the first Designated Life to die if the Annuity is not continued, upon the second Designated Life to die or upon your election to begin receiving annuity payments.

The charge for the Spousal Lifetime Five program will no longer be deducted from your Account Value upon termination of the program.

ADDITIONAL TAX CONSIDERATIONS FOR QUALIFIED CONTRACTS

If you purchase an Annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA or Tax Sheltered Annuity (or 403(b)), the minimum distribution rules under the Code require that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2. For a Tax Sheltered
Annuity, this required beginning date can generally be deferred to after retirement, if later. Roth IRAs are not subject to these rules during the
Owner's lifetime. The amount required under the Code may exceed the Annual
Income Amount, which will cause us to increase the Annual Income Amount in any
Annuity Year that required minimum distributions due from your Annuity are greater than such amounts. In addition, the amount and duration of payments under the annuity payment and Death Benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as minimum distribution requirements.

                                        6

4. LIFETIME FIVE INCOME BENEFIT

In order to reflect certain administrative changes to the Lifetime Five Income
Benefit, the box in the section of the prospectus entitled "Living Benefit
Programs", sub-section "Lifetime Five Income Benefit" (Lifetime Five), is replaced with:

The Lifetime Five Income Benefit program described below is only being offered in those jurisdictions where we have received regulatory approval and will be offered subsequently in other jurisdictions when we receive regulatory approval in those jurisdictions. Certain terms and conditions may differ between jurisdictions once approved. Lifetime Five can be elected only where the
Annuitant and the Owner are the same person or, if the Annuity Owner is an entity, where there is only one Annuitant. Currently, if you elect Lifetime Five and subsequently terminate the benefit, there will be a restriction on your ability to re-elect Lifetime Five and Spousal Lifetime Five. The Annuitant must be at least 45 years old when the program is elected. The Lifetime Five Income
Benefit program is not available if you elect any other optional living benefit.
As long as your Lifetime Five Income Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available option(s)
with this program.

In the section of each Prospectus entitled "Living Benefit Programs", sub-section "Lifetime Five Income Benefit" (Lifetime Five), under the heading
"Key Feature - Protected Withdrawal Value" the following information is added after the 3rd paragraph:

You may elect to step-up your Protected Withdrawal Value if, due to positive market performance, your Account Value is greater than the Protected Withdrawal
Value. If you elected the Lifetime Five program prior to March 20, 2006 and that original election remains in effect, then you are eligible to step-up the
Protected Withdrawal Value on or after the 5th anniversary of the first withdrawal under the Lifetime Five program. Under Annuities with Lifetime Five elected prior to March 20, 2006, the Protected Withdrawal Value can be stepped up again on or after the 5th anniversary following the preceding step-up. If you elected the Lifetime Five program on or after March 20, 2006, then you are eligible to step-up the Protected Withdrawal Value on or after the 3rd anniversary of the first withdrawal under the Lifetime Five program. Under
Annuities with Lifetime Five elected on or after March 20, 2006, the Protected
Withdrawal Value can be stepped up again on or after the 3rd anniversary following the preceding step-up. In either scenario (i.e., elections before or after March 20, 2006) if you elect to step-up the Protected Withdrawal Value under the program, and on the date you elect to step-up, the charges under the
Lifetime Five program have changed for new purchasers, your program may be subject to the new charge going forward.

Under the same heading "Key Feature - Protected Withdrawal Value", before the last paragraph, the following information is added:

We also offer an "auto step-up" feature at no additional cost. You may elect this feature either at the time you elect Lifetime Five or after you have elected Lifetime Five. If, on the date that we implement an auto step-up to your
Protected Withdrawal Value, the charges under the Lifetime Five program have changed for new purchasers, your program may be subject to the new charge going forward. We implement an auto step-up only at specific times and if Account
Value has attained or exceeded a certain amount. Specifically, if you have never implemented a step-up, then an auto step-up can occur on the Annuity anniversary next following the 3rd anniversary of the first withdrawal under the Lifetime
Five program (or 5th anniversary for elections of Lifetime Five made prior to
March 20, 2006) and can occur each Annuity anniversary thereafter. If you have implemented a step-up (whether initiated directly by you or effected under the auto step-up program), then an auto step-up can occur on the Annuity anniversary next following the 3rd anniversary (or 5th anniversary for elections of Lifetime
Five made prior to March 20, 2006) of the prior step-up, and can occur each
Annuity anniversary thereafter. We will effect an auto step-up only if, on the
Annuity anniversary that the auto step-up is scheduled to occur, 5% of the
Account Value exceeds 105% times the Annual Income Amount. Because the formula that determines when an auto step-up is effected differs from that which allows you to initiate a step-up on your own, scenarios may arise in which you may be allowed to initiate a step-up even though no auto step-up would occur.

Under the heading "Election of the Program", the following information is added:

Currently, if you terminate the program, you will only be permitted to re-elect the program or elect the Spousal Lifetime Five Income Benefit on any anniversary of the Issue Date that is at least 90 calendar days from the date the benefit was last terminated.

If you elected Lifetime Five prior to March 20, 2006, and you terminate the program, there will be no waiting period before you can re-elect the program or elect Spousal Lifetime Five provided that you had not previously elected
Lifetime Five after the Issue Date and within the same Annuity Year that you terminate Lifetime Five. If you had previously elected Lifetime Five after the
Issue Date and within the same Annuity Year that you terminate Lifetime Five, you will be able to re-elect the program or elect Spousal Lifetime Five on any date on or after the next anniversary of the Annuity Date. However, once you choose to re-elect/elect, the waiting period described above will apply to subsequent re-elections. We reserve the right to limit the re-election/election frequency in the future. Before making any such change to the re-election/election frequency, we will provide prior notice to Owners who have an effective Lifetime Five Income Benefit.

                                        7

Under the heading "Termination of the Program", the following sentence was added to the end of the first paragraph:

While you may terminate Lifetime Five at any time, we may not terminate the benefit other than in the circumstances listed above. However, we may stop offering the program for new elections or re-elections at any time in the future.

5. WACHOVIA SECURITIES

In the section entitled "General Information", the following paragraph was added to the end of the heading entitled "Who Distributes Annuities Offered by
American Skandia?":

On July 1, 2003, Prudential Financial combined its retail securities brokerage and clearing operations with those of Wachovia Corporation ("Wachovia") and formed Wachovia Securities Financial Holdings, LLC ("Wachovia Securities"), a
joint venture headquartered in Richmond, Virginia. Prudential Financial has a
38% ownership interest in the joint venture, while Wachovia owns the remaining
62%.

Wachovia and Wachovia Securities are key distribution partners for certain products of Prudential Financial affiliates, including mutual funds and individual annuities that are distributed through their financial advisors, bank channel and independent channel. In addition, Prudential Financial is a service provider to the managed account platform and certain wrap-fee programs offered by Wachovia Securities.

                                        8

Supplement to Prospectus Dated May 2, 2005 Supplement dated March 20, 2006

Supplement dated March 20, 2006 to the May 2, 2005 Prospectuses for the following annuity products: American Skandia APEX II and Stagecoach APEX II, as
previously supplemented (the "Prospectuses").

This Supplement should be read and retained with the current Prospectus for your annuity contract issued by American Skandia Life Assurance Corporation
("American Skandia"). This Supplement is intended to update certain information in the Prospectus for the variable annuity you own, and is not intended to be a prospectus or offer for any other variable annuity listed here that you do not own. If you would like another copy of the current Prospectus, please contact
American Skandia at 1-800-752-6342.

We are issuing this supplement to describe certain changes to the above-referenced Prospectuses, including changes made with respect to certain portfolios of American Skandia Trust ("AST"), the addition of three AST portfolios that are being offered as new variable investment options and a new living benefit. All of these changes apply to each Prospectus and will be effective on or about March 20, 2006, unless specifically stated otherwise.

1. SUB-ADVISOR and PORTFOLIO NAME CHANGES

The Trustees of AST have approved the following sub-advisor and portfolio name changes to be effective as of March 20, 2006:

AST GOLDMAN SACHS HIGH YIELD PORTFOLIO

Pacific Investment Management Company LLC has been added as a Sub-advisor to the
AST Goldman Sachs High Yield Portfolio and will manage a portion of the
Portfolio. Goldman Sachs Asset Management, L.P. will continue to manage a portion of the Portfolio. As a result, the Portfolio's name has changed to the
AST High Yield Portfolio.

AST LARGE-CAP VALUE PORTFOLIO

Dreman Value Management LLC has been added as a Sub-advisor to the AST Large-Cap
Value Portfolio and will manage a portion of the Portfolio. Both J.P. Morgan
Investment Management, Inc. and Hotchkis & Wiley Capital Management, LLC will continue to manage a portion of the Portfolio. The name of the Portfolio remains unchanged.

AST SMALL-CAP VALUE PORTFOLIO

Dreman Value Management LLC has been added as a Sub-advisor to the AST Small-Cap
Value Portfolio and will manage a portion of the Portfolio. In addition,
Integrity Asset Management will no longer be a Sub-advisor to the Portfolio.
Each of Salomon Brothers Asset Management Inc., J.P. Morgan Investment
Management, Inc., and Lee Munder Investments, Ltd. will continue to manage a portion of the Portfolio. The name of the Portfolio remains unchanged.

As a result, the chart in each Prospectus in the section entitled "Investment
Options/What are the Investment Objectives and Policies of the Portfolios?" is
revised as follows:

INVESTMENT OPTIONS

WHAT ARE THE INVESTMENT OBJECTIVES AND POLICIES OF THE PORTFOLIOS?

                                                           PORTFOLIO
STYLE/                                                      ADVISOR/
TYPE           INVESTMENT OBJECTIVES/POLICIES             SUB-ADVISOR
------  --------------------------------------------  --------------------
Fixed   AST High Yield (formerly AST Goldman Sachs    Goldman Sachs Asset
Income  High Yield): seeks a high level of current     Management, L.P.;
        income and may also consider the potential     Pacific Investment
        for capital appreciation. The Portfolio        Management Company
        invests, under normal circumstances, at           LLC (PIMCO)
        least 80% of its net assets plus any
        borrowings for investment purposes (measured
        at time of purchase) in high yield,
        fixed-income securities that, at the time of
        purchase, are non-investment grade
        securities.
Large   AST Large-Cap Value (formerly AST Hotchkis &    Hotchkis & Wiley
 Cap    Wiley Large-Cap Value): seeks current income  Capital Management,
Value   and long-term growth of income, as well as      LLC; J.P. Morgan
        capital appreciation. The Portfolio invests,       Investment
        under normal circumstances, at least 80% of    Management, Inc.;
        its net assets in common stocks of large-cap      Dreman Value
        U.S. companies. The Portfolio focuses on         Management LLC
        common stocks that have a high cash dividend
        or payout yield relative to the market or
        that possess relative value within sectors.

 Small  AST Small-Cap Value: seeks to provide              Lee Munder
  Cap   long-term capital growth by investing          Investments, Ltd;
 Value  primarily in small-capitalization stocks          J.P. Morgan
        that appear to be undervalued. The Portfolio       Investment
        has a non-fundamental policy to invest,        Management, Inc.;
        under normal circumstances, at least 80% of     Salomon Brothers
        the value of its net assets in                  Asset Management
        small-capitalization stocks. The Portfolio     Inc.; Dreman Value
        will focus on common stocks that appear to       Management LLC
        be undervalued.

2. NEW SUB-ACCOUNTS

Effective March 20, 2006, the underlying portfolios listed below are being offered as new Sub-accounts under your Annuity. In order to reflect these additions:

A. The following is being added to the chart in each Prospectus in the section entitled "Investment Options/What are the Investment Objectives and Policies of
the Portfolios?":

                                                                PORTFOLIO
STYLE/                                                          ADVISOR/
TYPE                INVESTMENT OBJECTIVES/POLICIES             SUB-ADVISOR
------       --------------------------------------------  -------------------
   Asset     AST First Trust Balanced Target: seeks            First Trust
Allocation/  long-term capital growth balanced by current     Advisors L.P.
 Balanced    income. The portfolio normally invests
             approximately 65% of its total assets in
             equity securities and 35% in fixed income
             securities. Depending on market conditions,
             the equity portion may range between 60-70%
             and the fixed income portion between 30-40%.
             The Portfolio allocates its assets across a
             number of uniquely specialized quantitative
             investment strategies.
   Asset     AST First Trust Capital Appreciation Target:      First Trust
Allocation/  seeks long-term growth of capital. The           Advisors L.P.
 Balanced    portfolio normally invests approximately 80%
             of its total assets in equity securities and
             20% in fixed income securities. Depending on
             market conditions, the equity portion may
             range between 75-85% and the fixed income
             portion between 15-25%. The Portfolio
             allocates its assets across a number of
             uniquely specialized quantitative investment
             strategies.
   Asset     AST Advanced Strategies: seeks a high level     Marsico Capital
Allocation/  of absolute return. The Portfolio invests     Management, LLC; T.
 Balanced    primarily in a diversified portfolio of           Rowe Price
             equity and fixed income securities across      Associates, Inc.;
             different investment categories and                LSV Asset
             investment managers. The Portfolio pursues a  Management; William
             combination of traditional and                 Blair & Company,
             non-traditional investment strategies.          L.L.C.; Pacific
                                                               Investment
                                                           Management Company
                                                              LLC (PIMCO);

B. In the section of each Prospectus entitled "Summary of Contract Fees and
Charges", sub-section "Underlying Mutual Fund Portfolio Annual Expenses", under the heading "American Skandia Trust", following portfolios have been added:

                        UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES
                         (as a percentage of the average net assets of
                                   the underlying Portfolios)
-----------------------------------------------------------------------------------------------
                                                                                Total Annual
UNDERLYING PORTFOLIO                          Management  Other              Portfolio Operating
American Skandia Trust:                          Fees    Expenses 12b-1 Fees      Expenses
-----------------------                       ---------- -------- ---------- -------------------
AST First Trust Balanced Target                  0.85%     0.19%     None           1.04%
AST First Trust Capital Appreciation
  Target                                         0.85%     0.19%     None           1.04%
AST Advanced Strategies                          0.85%     0.18%     None           1.03%

                                        2

3. NEW INSURANCE FEATURE

We are adding the Spousal Lifetime Five(SM) Income Benefit ("Spousal Lifetime
Five"), that guarantees until the later death of two designated lives the ability to withdraw an annual amount of an initial principal value regardless of market-based declines in account value. As a result, the following revisions are made to the Prospectus:

A. The following information has been added to "YOUR OPTIONAL BENEFIT FEES AND
CHARGES" table in the "Summary of Contract Fees and Charges" section of the
Prospectus:

                                                  OPTIONAL
                                                   BENEFIT        TOTAL ANNUAL
                                                 FEE/CHARGE         CHARGE
                                             -------------------- ------------
SPOUSAL LIFETIME FIVE INCOME BENEFIT*
We offer a program that guarantees until     0.75% of average        2.40%
the later death of two Designated Lives (as  daily net assets of
defined in this Prospectus) the ability to   the Sub-accounts
withdraw an annual amount equal to 5% of an
initial principal value regardless of the
impact of market performance on the Account
Value, subject to our program rules
regarding the timing and amount of
withdrawals.

----------
*    This optional benefit is not available under the Qualified BCO.

B. The Spousal Lifetime Five program is not available if you elect any other optional living or optional death benefit, therefore all references in the
Prospectus that reflect the availability of the optional living benefits are revised accordingly.

C. The following description of the new optional living benefit is added as the last section under "Living Benefit Programs" in the Prospectus:

SPOUSAL LIFETIME FIVE INCOME BENEFIT
(SPOUSAL LIFETIME FIVE)

The Spousal Lifetime Five program described below is only being offered in those jurisdictions where we have received regulatory approval and will be offered subsequently in other jurisdictions when we receive regulatory approval in those jurisdictions. Certain terms and conditions may differ between jurisdictions once approved. Currently, if you elect Spousal Lifetime Five and subsequently terminate the benefit, there will be a restriction on your ability to re-elect
Spousal Lifetime Five and Lifetime Five. We reserve the right to further limit the election frequency in the future. Before making any such change to the election frequency, we will provide prior notice to Owners who have an effective
Spousal Lifetime Five Income Benefit. Spousal Lifetime Five must be elected based on two Designated Lives, as described below. Each Designated Life must be at least 55 years old when the benefit is elected. The Spousal Lifetime Five program is not available if you elect any other optional living benefit or Death
Benefit. As long as your Spousal Lifetime Five Income Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available option(s) with this program.

We offer a program that guarantees until the later death of two natural persons that are each other's spouses at the time of election of Spousal Lifetime Five and at the first death of one of them (the "Designated Lives", each a
"Designated Life") the ability to withdraw an annual amount ("Spousal Life
Income Benefit") equal to a percentage of an initial principal value (the
"Protected Withdrawal Value") regardless of the impact of market performance on the Account Value, subject to our program rules regarding the timing and amount of withdrawals. The Spousal Life Income Benefit may remain in effect even if the
Account Value of the Annuity is zero. The program may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that market performance will not affect your ability to receive annual payments and wish either spouse to be able to continue the Spousal Life Income Benefit after the death of the first. You are not required to make withdrawals as part of the program -- the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the program.

KEY FEATURE -- INITIAL PROTECTED WITHDRAWAL VALUE

The initial Protected Withdrawal Value is used to determine the amount of initial annual payment under the Spousal Life Income Benefit. The initial
Protected Withdrawal Value is determined as of the date you make your first withdrawal under the Annuity following your election of Spousal Lifetime Five.
The initial Protected Withdrawal Value is equal to the greater of (A) the
Account Value on the date you elect Spousal Lifetime Five, plus any additional
Purchase Payments growing at 5% per year from the date of your election of the program, (or application of the Purchase Payment if later) to your Annuity, as applicable, until the date of your first withdrawal or the 10th anniversary of the benefit effective date, if earlier (B) the Account Value as of the date of the first withdrawal from your Annuity, prior to the withdrawal, and (C) the highest Account Value on each Annuity anniversary prior to the first withdrawal or on the first 10 Annuity anniversaries if earlier than the date of your first withdrawal after the benefit effective date. With respect to (B) and (C) above, each value is increased by the amount of any subsequent Purchase Payments.

..    If you elect the Spousal Lifetime Five program at the time you purchase your Annuity, the Account Value will be your initial Purchase Payment.

                                        3

..    For existing Owners who are electing the Spousal Lifetime Five benefit, the
     Account Value on the date of your election of the Spousal Lifetime Five program will be used to determine the initial Protected Withdrawal Value.

KEY FEATURE -- ANNUAL INCOME AMOUNT UNDER THE SPOUSAL LIFE INCOME BENEFIT

The initial Annual Income Amount is equal to 5% of the initial Protected
Withdrawal Value. Under the Spousal Lifetime Five program, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income
Amount, they will not reduce your Annual Income Amount in subsequent Annuity
Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in the Annuity Year. If your cumulative withdrawals are in excess of the Annual Income Amount ("Excess Income"), your Annual Income
Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the
Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply.

You may elect to step-up your Annual Income Amount if, due to positive market performance, 5% of your Account Value is greater than the Annual Income Amount.
You are eligible to step-up the Annual Income Amount on or after the 3rd anniversary of the first withdrawal under the Spousal Lifetime Five program. The
Annual Income Amount can be stepped up again on or after the 3rd anniversary of the preceding step-up. If you elect to step-up the Annual Income Amount under the program, and on the date you elect to step-up, the charges under the Spousal
Lifetime Five program have changed for new purchasers, your program may be subject to the new charge at the time of such step-up. When you elect a step-up, your Annual Income Amount increases to equal 5% of your Account Value after the step-up. Your Annual Income Amount also increases if you make additional
Purchase Payments. The amount of the increase is equal to 5% of any additional
Purchase Payments. Any increase will be added to your Annual Income Amount beginning on the day that the step-up is effective or the Purchase Payment is made. A determination of whether you have exceeded your Annual Income Amount is made at the time of each withdrawal; therefore a subsequent increase in the
Annual Income Amount will not offset the effect of a withdrawal that exceeded the Annual Income Amount at the time the withdrawal was made.

We also offer an "auto step-up" feature at no additional cost. You may elect this feature either at the time you elect Spousal Lifetime Five or after you have elected Spousal Lifetime Five. If, on the date that we implement an auto step-up to your Annual Income Amount, the charges under the Spousal Lifetime
Five program have changed for new purchasers, your program may be subject to the new charge at the time of such auto step-up. We implement an auto step-up only at specific times and if Account Value has attained or exceeded a certain amount. Specifically, if you have never implemented a step-up, then an auto step-up can occur on the Annuity anniversary on or next following the 3rd anniversary of the first withdrawal under the Spousal Lifetime Five program, and can occur each Annuity anniversary thereafter. If you have implemented a step-up
(whether initiated directly by you or effected under the auto step-up program), then an auto step-up can occur on the Annuity anniversary next following the 3rd anniversary of the prior step-up, and can occur each Annuity anniversary thereafter. We will effect an auto step-up only if, on the Annuity anniversary that the auto step-up is scheduled to occur, 5% of the Account Value exceeds
105% times the Annual Income Amount. Because the formula that determines when an auto step-up is affected differs from that which allows you to initiate a step-up on your own, scenarios may arise in which you may be allowed to initiate a step-up even though no auto step-up would occur.

The Spousal Lifetime Five program does not affect your ability to make withdrawals under your Annuity or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Spousal Lifetime Five, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income
Amount, they will not reduce your Annual Income Amount in subsequent Annuity
Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If, cumulatively, you withdraw an amount less than the Annual Income Amount under the Spousal Life Income Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual
Income Amount to subsequent Annuity Years. The following examples of dollar-for-dollar and proportional reductions and the step-up of the Annual
Income Amount assume: 1.) the Issue Date and the Effective Date of the Spousal
Lifetime Five program are February 1, 2005; 2.) an initial Purchase Payment of
$250,000; 3.) the Account Value on February 1, 2006 is equal to $265,000; 4.)
the first withdrawal occurs on March 1, 2006 when the Account Value is equal to
$263,000; and 5.) the Account Value on March 1, 2009 is equal to $280,000. The values set forth here are purely hypothetical, and do not reflect the charge for the Spousal Lifetime Five.

The initial Protected Withdrawal Value is calculated as the greatest of (a), (b)
and (c):

(a) Purchase payment accumulated at 5% per year from February 1, 2005 until
March 1, 2006 (393 days) = $250,000 X 1.05 (393/365) = $263,484.33

(b) Account Value on March 1, 2006 (the date of the first withdrawal) = $263,000

(c) Account Value on February 1, 2006 (the first Annuity Anniversary) = $265,000

Therefore, the initial Protected Withdrawal Value is equal to $265,000. The
Annual Income Amount is equal to $13,250 under the Spousal Life Income Benefit
(5% of $265,000).

Example 1. Dollar-for-dollar reduction

If $10,000 was withdrawn (less than the Annual Income Amount) on March 1, 2006, then the following values would result:

                                        4

..    Remaining Annual Income Amount for current Annuity Year = $13,250 - $10,000
     = $3,250 Annual Income Amount for future Annuity Years remains at $13,250

Example 2. Dollar-for-dollar and proportional reductions

(a) If $15,000 was withdrawn (more than the Annual Income Amount) on March 1,
2006, then the following values would result:

..    Remaining Annual Income Amount for current Annuity Year = $0 Excess of withdrawal over the Annual Income Amount ($15,000 - $13,250 = $1,750)
     reduces Annual Income

Amount for future Annuity Years.

..    Reduction to Annual Income Amount = Excess Income/Account Value before
     Excess Income X Annual Income Amount = $1,750 / ($263,000 - $13,250) X
     $13,250 = $93 Annual Income Amount for future Annuity Years = $13,250 - $93
     = $13,157

Example 3. Step-up of the Annual Income Amount If a step-up of the Annual Income
Amount is requested on March 1, 2009, the request will be accepted because 5% of the Account Value, which is $14,000 (5% of $280,000), is greater than the Annual
Income Amount of $13,250. The new Annual Income Amount will be equal to $14,000.

BENEFITS UNDER THE SPOUSAL LIFETIME FIVE PROGRAM

..    To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income
     Amount and amounts are still payable under the Spousal Life Income Benefit, we will make an additional payment for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year, if any. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this
     Prospectus. No further Purchase Payments will be accepted under your
     Annuity. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second
     Designated Life as long as the Designated Lives were spouses at the time of the first death. To the extent that cumulative withdrawals in the current
     Annuity Year that reduced your Account Value to zero are more than the
     Annual Income Amount, the Spousal Life Income Benefit terminates and no additional payments will be made.

..    If annuity payments are to begin under the terms of your Annuity or if you decide to begin receiving annuity payments and there is any Annual Income
     Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1) apply your Account Value to any annuity option available; or

(2) request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated
Lives were spouses at the time of the first death. We must receive your request in a form acceptable to us at our office.

..    In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with five payments certain using the same basis that is used to calculate the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

(1) the present value of future Annual Income Amount payments. Such present value will be calculated using the same basis that is used to calculate the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

(2) the Account Value.

..    If no withdrawal was ever taken, we will determine an initial Protected
     Withdrawal Value and calculate an Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.

OTHER IMPORTANT CONSIDERATIONS

..    Withdrawals under the Spousal Lifetime Five program are subject to all of the terms and conditions of the Annuity, including any CDSC.

..    Withdrawals made while the Spousal Lifetime Five program is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Spousal Lifetime Five program does not directly affect the Annuity's Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity, you will receive the current Surrender Value.

                                        5

..    You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Lifetime Five program. The
     Spousal Lifetime Five program provides a guarantee that if your Account
     Value declines due to market performance, you will be able to receive your
     Annual Income Amount in the form of periodic benefit payments.

..    You must allocate your Account Value in accordance with the then available option(s) that we may permit in order to elect and maintain the Spousal
     Lifetime Five program.

..    There may be circumstances where you will continue to be charged the full amount for the Spousal Lifetime Five program even when the benefit is only providing a guarantee of income based on one life with no survivorship.

..    In order for the Surviving Designated Life to continue the Spousal Lifetime
     Five program upon the death of an owner, the Designated Life must elect to assume ownership of the Annuity under the spousal continuation option. See
     "Spousal Owners/Spousal Beneficiaries", "Spousal Beneficiary -- Assumption
     of Annuity" and "Qualified Beneficiary Continuation Option" in this
     Prospectus.

ELECTION OF AND DESIGNATIONS UNDER THE PROGRAM

Spousal Lifetime Five can only be elected based on two Designated Lives.
Designated Lives must be natural persons who are each other's spouses at the time of election of the program and at the death of the first of the Designated
Lives to die. Currently, the program may only be elected where the Owner,
Annuitant and Beneficiary designations are as follows:

..    One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner's spouse. The Owner/Annuitant and the beneficiary each must be at least 55 years old at the time of election; or

..    Co-Annuity Owners, where the Owners are each other's spouses. The
     Beneficiary designation must be the surviving spouse. The first named Owner must be the Annuitant. Both Owners must each be 55 years old at the time of election.

No Ownership changes or Annuitant changes will be permitted once this program is elected. However, if the Annuity is co-owned, the Owner that is not the
Annuitant may be removed without affecting the benefit.

The Spousal Lifetime Five program can be elected at the time that you purchase your Annuity. We also offer existing Owners the option to elect the Spousal
Lifetime Five program after the Issue Date of their Annuity, subject to our eligibility rules and restrictions. Your Account Value as the date of election will be used as a basis to calculate the initial Protected Withdrawal Value and the Annual Income Amount. Currently, if you terminate the program, you will only be permitted to re-elect the program or elect the Lifetime Five Income Benefit on any anniversary of the Issue Date that is at least 90 calendar days from the date the benefit was last terminated. We reserve the right to further limit the election frequency in the future. Before making any such change to the election frequency, we will provide prior notice to Owners who have an effective Spousal
Lifetime Five Income Benefit.

TERMINATION OF THE PROGRAM

The program terminates automatically when your Annual Income Amount equals zero.
You may terminate the program at any time by notifying us. If you terminate the program, any guarantee provided by the benefit will terminate as of the date the termination is effective and certain restrictions on re-election of the benefit will apply as described above. We reserve the right to further limit the frequency election in the future. The program terminates upon your surrender of the Annuity, upon the first Designated Life to die if the Annuity is not continued, upon the second Designated Life to die or upon your election to begin receiving annuity payments.

The charge for the Spousal Lifetime Five program will no longer be deducted from your Account Value upon termination of the program.

ADDITIONAL TAX CONSIDERATIONS FOR QUALIFIED CONTRACTS

If you purchase an Annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA or Tax Sheltered Annuity (or 403(b)), the minimum distribution rules under the Code require that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2. For a Tax Sheltered
Annuity, this required beginning date can generally be deferred to after retirement, if later. Roth IRAs are not subject to these rules during the
Owner's lifetime. The amount required under the Code may exceed the Annual
Income Amount, which will cause us to increase the Annual Income Amount in any
Annuity Year that required minimum distributions due from your Annuity are greater than such amounts. In addition, the amount and duration of payments under the annuity payment and Death Benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as minimum distribution requirements.

                                        6

5. LIFETIME FIVE INCOME BENEFIT

In order to reflect certain administrative changes to the Lifetime Five Income
Benefit, the box in the section of the prospectus entitled "Living Benefit
Programs", sub-section "Lifetime Five Income Benefit" (Lifetime Five), is replaced with:

The Lifetime Five Income Benefit program described below is only being offered in those jurisdictions where we have received regulatory approval and will be offered subsequently in other jurisdictions when we receive regulatory approval in those jurisdictions. Certain terms and conditions may differ between jurisdictions once approved. Lifetime Five can be elected only where the
Annuitant and the Owner are the same person or, if the Annuity Owner is an entity, where there is only one Annuitant. Currently, if you elect Lifetime Five and subsequently terminate the benefit, there will be a restriction on your ability to re-elect Lifetime Five and Spousal Lifetime Five. The Annuitant must be at least 45 years old when the program is elected. The Lifetime Five Income
Benefit program is not available if you elect any other optional living benefit.
As long as your Lifetime Five Income Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available option(s)
with this program.

In the section of each Prospectus entitled "Living Benefit Programs", sub-section "Lifetime Five Income Benefit" (Lifetime Five), under the heading
"Key Feature - Protected Withdrawal Value" the following information is added after the 3rd paragraph:

You may elect to step-up your Protected Withdrawal Value if, due to positive market performance, your Account Value is greater than the Protected Withdrawal
Value. If you elected the Lifetime Five program prior to March 20, 2006 and that original election remains in effect, then you are eligible to step-up the
Protected Withdrawal Value on or after the 5th anniversary of the first withdrawal under the Lifetime Five program. Under Annuities with Lifetime Five elected prior to March 20, 2006, the Protected Withdrawal Value can be stepped up again on or after the 5th anniversary following the preceding step-up. If you elected the Lifetime Five program on or after March 20, 2006, then you are eligible to step-up the Protected Withdrawal Value on or after the 3rd anniversary of the first withdrawal under the Lifetime Five program. Under
Annuities with Lifetime Five elected on or after March 20, 2006, the Protected
Withdrawal Value can be stepped up again on or after the 3rd anniversary following the preceding step-up. In either scenario (i.e., elections before or after March 20, 2006) if you elect to step-up the Protected Withdrawal Value under the program, and on the date you elect to step-up, the charges under the
Lifetime Five program have changed for new purchasers, your program may be subject to the new charge going forward.

Under the same heading "Key Feature - Protected Withdrawal Value", before the last paragraph, the following information is added:

We also offer an "auto step-up" feature at no additional cost. You may elect this feature either at the time you elect Lifetime Five or after you have elected Lifetime Five. If, on the date that we implement an auto step-up to your
Protected Withdrawal Value, the charges under the Lifetime Five program have changed for new purchasers, your program may be subject to the new charge going forward. We implement an auto step-up only at specific times and if Account
Value has attained or exceeded a certain amount. Specifically, if you have never implemented a step-up, then an auto step-up can occur on the Annuity anniversary next following the 3rd anniversary of the first withdrawal under the Lifetime
Five program (or 5th anniversary for elections of Lifetime Five made prior to
March 20, 2006) and can occur each Annuity anniversary thereafter. If you have implemented a step-up (whether initiated directly by you or effected under the auto step-up program), then an auto step-up can occur on the Annuity anniversary next following the 3rd anniversary (or 5th anniversary for elections of Lifetime
Five made prior to March 20, 2006) of the prior step-up, and can occur each
Annuity anniversary thereafter. We will effect an auto step-up only if, on the
Annuity anniversary that the auto step-up is scheduled to occur, 5% of the
Account Value exceeds 105% times the Annual Income Amount. Because the formula that determines when an auto step-up is effected differs from that which allows you to initiate a step-up on your own, scenarios may arise in which you may be allowed to initiate a step-up even though no auto step-up would occur.

Under the heading "Election of the Program", the following information is added:

Currently, if you terminate the program, you will only be permitted to re-elect the program or elect the Spousal Lifetime Five Income Benefit on any anniversary of the Issue Date that is at least 90 calendar days from the date the benefit was last terminated.

If you elected Lifetime Five prior to March 20, 2006, and you terminate the program, there will be no waiting period before you can re-elect the program or elect Spousal Lifetime Five provided that you had not previously elected
Lifetime Five after the Issue Date and within the same Annuity Year that you terminate Lifetime Five. If you had previously elected Lifetime Five after the
Issue Date and within the same Annuity Year that you terminate Lifetime Five, you will be able to re-elect the program or elect Spousal Lifetime Five on any date on or after the next anniversary of the Annuity Date. However, once you choose to re-elect/elect, the waiting period described above will apply to subsequent re-elections. We reserve the right to limit the re-election/election frequency in the future. Before making any such change to the re-election/election frequency, we will provide prior notice to Owners who have an effective Lifetime Five Income Benefit.

                                        7

Under the heading "Termination of the Program", the following sentence was added to the end of the first paragraph:

While you may terminate Lifetime Five at any time, we may not terminate the benefit other than in the circumstances listed above. However, we may stop offering the program for new elections or re-elections at any time in the future.

6. WACHOVIA SECURITIES

In the section entitled "General Information", the following paragraph was added to the end of the heading entitled "Who Distributes Annuities Offered by
American Skandia?":

On July 1, 2003, Prudential Financial combined its retail securities brokerage and clearing operations with those of Wachovia Corporation ("Wachovia") and formed Wachovia Securities Financial Holdings, LLC ("Wachovia Securities"), a
joint venture headquartered in Richmond, Virginia. Prudential Financial has a
38% ownership interest in the joint venture, while Wachovia owns the remaining
62%.

Wachovia and Wachovia Securities are key distribution partners for certain products of Prudential Financial affiliates, including mutual funds and individual annuities that are distributed through their financial advisors, bank channel and independent channel. In addition, Prudential Financial is a service provider to the managed account platform and certain wrap-fee programs offered by Wachovia Securities.

                                        8

Supplement to Prospectus Dated May 2, 2005 Supplement dated March 20, 2006

Supplement dated March 20, 2006 to the May 2, 2005 Prospectuses for the following annuity products: American Skandia XTra Credit SIX and Stagecoach XTra
Credit SIX, as previously supplemented (the "Prospectuses").

This Supplement should be read and retained with the current Prospectus for your annuity contract issued by American Skandia Life Assurance Corporation
("American Skandia"). This Supplement is intended to update certain information in the Prospectus for the variable annuity you own, and is not intended to be a prospectus or offer for any other variable annuity listed here that you do not own. If you would like another copy of the current Prospectus, please contact
American Skandia at 1-800-752-6342.

We are issuing this supplement to describe certain changes to the above-referenced Prospectuses, including changes made with respect to certain portfolios of American Skandia Trust ("AST"), the addition of three AST portfolios that are being offered as new variable investment options and a new living benefit. All of these changes apply to each Prospectus and will be effective on or about March 20, 2006, unless specifically stated otherwise.

1. SUB-ADVISOR and PORTFOLIO NAME CHANGES

The Trustees of AST have approved the following sub-advisor and portfolio name changes to be effective as of March 20, 2006:

AST GOLDMAN SACHS HIGH YIELD PORTFOLIO

Pacific Investment Management Company LLC has been added as a Sub-advisor to the
AST Goldman Sachs High Yield Portfolio and will manage a portion of the
Portfolio. Goldman Sachs Asset Management, L.P. will continue to manage a portion of the Portfolio. As a result, the Portfolio's name has changed to the
AST High Yield Portfolio.

AST LARGE-CAP VALUE PORTFOLIO

Dreman Value Management LLC has been added as a Sub-advisor to the AST Large-Cap
Value Portfolio and will manage a portion of the Portfolio. Both J.P. Morgan
Investment Management, Inc. and Hotchkis & Wiley Capital Management, LLC will continue to manage a portion of the Portfolio. The name of the Portfolio remains unchanged.

AST SMALL-CAP VALUE PORTFOLIO

Dreman Value Management LLC has been added as a Sub-advisor to the AST Small-Cap
Value Portfolio and will manage a portion of the Portfolio. In addition,
Integrity Asset Management will no longer be a Sub-advisor to the Portfolio.
Each of Salomon Brothers Asset Management Inc., J.P. Morgan Investment
Management, Inc., and Lee Munder Investments, Ltd. will continue to manage a portion of the Portfolio. The name of the Portfolio remains unchanged.

As a result, the chart in each Prospectus in the section entitled "Investment
Options/What are the Investment Objectives and Policies of the Portfolios?" is
revised as follows:

INVESTMENT OPTIONS

WHAT ARE THE INVESTMENT OBJECTIVES AND POLICIES OF THE PORTFOLIOS?

STYLE/                                                      PORTFOLIO ADVISOR/
TYPE                 INVESTMENT OBJECTIVES/POLICIES             SUB-ADVISOR
------        --------------------------------------------  -------------------
Fixed Income  AST High Yield (formerly AST Goldman Sachs    Goldman Sachs Asset
              High Yield): seeks a high level of current     Management, L.P.;
              income and may also consider the potential    Pacific Investment
              for capital appreciation. The Portfolio       Management Company
              invests, under normal circumstances, at           LLC (PIMCO)
              least 80% of its net assets plus any
              borrowings for investment purposes (measured
              at time of purchase) in high yield,
              fixed-income securities that, at the time of
              purchase, are non-investment grade
              securities.
 Large Cap    AST Large-Cap Value (formerly AST Hotchkis &   Hotchkis & Wiley
   Value      Wiley Large-Cap Value): seeks current income  Capital Management,
              and long-term growth of income, as well as     LLC; J.P. Morgan
              capital appreciation. The Portfolio invests,      Investment
              under normal circumstances, at least 80% of    Management, Inc.;
              its net assets in common stocks of large-cap     Dreman Value
              U.S. companies. The Portfolio focuses on        Management LLC
              common stocks that have a high cash dividend
              or payout yield relative to the market or
              that possess relative value within sectors.

  Small Cap  AST Small-Cap Value: seeks to provide             Lee Munder
    Value    long-term capital growth by investing          Investments, Ltd;
             primarily in small- capitalization stocks         J.P. Morgan
             that appear to be undervalued. The Portfolio      Investment
             has a non-fundamental policy to invest,        Management, Inc.;
             under normal circumstances, at least 80% of    Salomon Brothers
             the value of its net assets in                 Asset Management
             small-capitalization stocks. The Portfolio    Inc.; Dreman Value
             will focus on common stocks that appear to      Management LLC
             be undervalued.

2. NEW SUB-ACCOUNTS

Effective March 20, 2006, the underlying portfolios listed below are being offered as new Sub-accounts under your Annuity. In order to reflect these additions:

A. The following is being added to the chart in each Prospectus in the section entitled "Investment Options/What are the Investment Objectives and Policies of
the Portfolios?":

STYLE/                                                     PORTFOLIO ADVISOR/
TYPE                INVESTMENT OBJECTIVES/POLICIES             SUB-ADVISOR
------       --------------------------------------------  -------------------
   Asset     AST First Trust Balanced Target: seeks            First Trust
Allocation/  long-term capital growth balanced by current     Advisors L.P.
 Balanced    income. The portfolio normally invests
             approximately 65% of its total assets in
             equity securities and 35% in fixed income
             securities. Depending on market conditions,
             the equity portion may range between 60-70%
             and the fixed income portion between 30-40%.
             The Portfolio allocates its assets across a
             number of uniquely specialized quantitative
             investment strategies.
   Asset     AST First Trust Capital Appreciation Target:      First Trust
Allocation/  seeks long-term growth of capital. The           Advisors L.P.
 Balanced    portfolio normally invests approximately 80%
             of its total assets in equity securities and
             20% in fixed income securities. Depending on
             market conditions, the equity portion may
             range between 75-85% and the fixed income
             portion between 15-25%. The Portfolio
             allocates its assets across a number of
             uniquely specialized quantitative investment
             strategies.
   Asset     AST Advanced Strategies: seeks a high level     Marsico Capital
Allocation/  of absolute return. The Portfolio invests     Management, LLC; T.
 Balanced    primarily in a diversified portfolio of           Rowe Price
             equity and fixed income securities across      Associates, Inc.;
             different investment categories and                LSV Asset
             investment managers. The Portfolio pursues a  Management; William
             combination of traditional and                 Blair & Company,
             non-traditional investment strategies.          L.L.C.; Pacific
                                                               Investment
                                                           Management Company
                                                              LLC (PIMCO);

B. In the section of each Prospectus entitled "Summary of Contract Fees and
Charges", sub-section "Underlying Mutual Fund Portfolio Annual Expenses", under the heading "American Skandia Trust", following portfolios have been added:

                         UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES
                          (as a percentage of the average net assets of
                                    the underlying Portfolios)
 -----------------------------------------------------------------------------------------------
                                                                                 Total Annual
 UNDERLYING PORTFOLIO                          Management  Other              Portfolio Operating
 American Skandia Trust:                          Fees    Expenses 12b-1 Fees      Expenses
 -----------------------                       ---------- -------- ---------- -------------------
 AST First Trust Balanced Target                  0.85%     0.19%     None           1.04%
 AST First Trust Capital Appreciation Target      0.85%     0.19%     None           1.04%
 AST Advanced Strategies                          0.85%     0.18%     None           1.03%

                                        2

3. NEW INSURANCE FEATURE

We are adding the Spousal Lifetime Five(SM) Income Benefit ("Spousal Lifetime
Five"), that guarantees until the later death of two designated lives the ability to withdraw an annual amount of an initial principal value regardless of market-based declines in account value. As a result, the following revisions are made to the Prospectus:

A. The following information has been added to "YOUR OPTIONAL BENEFIT FEES AND
CHARGES" table in the "Summary of Contract Fees and Charges" section of the
Prospectus:

                                                        OPTIONAL
                                                       BENEFIT FEE/        TOTAL ANNUAL
                                                         CHARGE               CHARGE
                                                   -------------------- --------------------
SPOUSAL LIFETIME FIVE INCOME BENEFIT*
We offer a program that guarantees until the          0.75% of average   2.40% in Annuity
later death of two Designated Lives (as defined    daily net assets of   Years 1-10; 1.40%
in this Prospectus) the ability to withdraw an        the Sub-accounts  in Annuity Years 11
annual amount equal to 5% of an initial principal                            and later
value regardless of the impact of market
performance on the Account Value, subject to our
program rules regarding the timing and amount of
withdrawals.

*    This optional benefit is not available under the Qualified BCO.

B. The Spousal Lifetime Five program is not available if you elect any other optional living or optional death benefit, therefore all references in the
Prospectus that reflect the availability of the optional living benefits are revised accordingly.

C. The following description of the new optional living benefit is added as the last section under "Living Benefit Programs" in the Prospectus:

SPOUSAL LIFETIME FIVE INCOME BENEFIT
(SPOUSAL LIFETIME FIVE)

The Spousal Lifetime Five program described below is only being offered in those jurisdictions where we have received regulatory approval and will be offered subsequently in other jurisdictions when we receive regulatory approval in those jurisdictions. Certain terms and conditions may differ between jurisdictions once approved. Currently, if you elect Spousal Lifetime Five and subsequently terminate the benefit, there will be a restriction on your ability to re-elect
Spousal Lifetime Five and Lifetime Five. We reserve the right to further limit the election frequency in the future. Before making any such change to the election frequency, we will provide prior notice to Owners who have an effective
Spousal Lifetime Five Income Benefit. Spousal Lifetime Five must be elected based on two Designated Lives, as described below. Each Designated Life must be at least 55 years old when the benefit is elected. The Spousal Lifetime Five program is not available if you elect any other optional living benefit or Death
Benefit. As long as your Spousal Lifetime Five Income Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available option(s) with this program.

We offer a program that guarantees until the later death of two natural persons that are each other's spouses at the time of election of Spousal Lifetime Five and at the first death of one of them (the "Designated Lives", each a
"Designated Life") the ability to withdraw an annual amount ("Spousal Life
Income Benefit") equal to a percentage of an initial principal value (the
"Protected Withdrawal Value") regardless of the impact of market performance on the Account Value, subject to our program rules regarding the timing and amount of withdrawals. The Spousal Life Income Benefit may remain in effect even if the
Account Value of the Annuity is zero. The program may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that market performance will not affect your ability to receive annual payments and wish either spouse to be able to continue the Spousal Life Income Benefit after the death of the first. You are not required to make withdrawals as part of the program -- the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the program.

KEY FEATURE -- INITIAL PROTECTED WITHDRAWAL VALUE

The initial Protected Withdrawal Value is used to determine the amount of initial annual payment under the Spousal Life Income Benefit. The initial
Protected Withdrawal Value is determined as of the date you make your first withdrawal under the Annuity following your election of Spousal Lifetime Five.
The initial Protected Withdrawal Value is equal to the greater of (A) the
Account Value on the date you elect Spousal Lifetime Five, plus any additional
Purchase Payments growing at 5% per year from the date of your election of the program, (or application of the Purchase Payment if later) to your Annuity, as applicable, until the date of your first withdrawal or the 10th anniversary of the benefit effective date, if earlier (B) the Account Value as of the date of the first withdrawal from your Annuity, prior to the withdrawal, and (C) the highest Account Value on each Annuity anniversary prior to the first withdrawal or on the first 10 Annuity anniversaries if earlier than the date of your first withdrawal after the benefit effective date. With respect to (A) and (C) above, each value is increased by the amount of any subsequent Purchase Payments.
Credits are added to Purchase Payments for purposes of calculating Protected
Withdrawal Value and the Annual Income Amount (see below for a description of
Annual Income Amount).

                                        3

..    If you elect the Spousal Lifetime Five program at the time you purchase your Annuity, the Account Value will be your initial Purchase Payment.

..    For existing Owners who are electing the Spousal Lifetime Five benefit, the
     Account Value on the date of your election of the Spousal Lifetime Five program will be used to determine the initial Protected Withdrawal Value.

KEY FEATURE -- ANNUAL INCOME AMOUNT UNDER THE SPOUSAL LIFE INCOME BENEFIT

The initial Annual Income Amount is equal to 5% of the initial Protected
Withdrawal Value. Under the Spousal Lifetime Five program, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income
Amount, they will not reduce your Annual Income Amount in subsequent Annuity
Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in the Annuity Year. If your cumulative withdrawals are in excess of the Annual Income Amount ("Excess Income"), your Annual Income
Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the
Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply.

You may elect to step-up your Annual Income Amount if, due to positive market performance, 5% of your Account Value is greater than the Annual Income Amount.
You are eligible to step-up the Annual Income Amount on or after the 3rd anniversary of the first withdrawal under the Spousal Lifetime Five program. The
Annual Income Amount can be stepped up again on or after the 3rd anniversary of the preceding step-up. If you elect to step-up the Annual Income Amount under the program, and on the date you elect to step-up, the charges under the Spousal
Lifetime Five program have changed for new purchasers, your program may be subject to the new charge at the time of such step-up. When you elect a step-up, your Annual Income Amount increases to equal 5% of your Account Value after the step-up. Your Annual Income Amount also increases if you make additional
Purchase Payments. The amount of the increase is equal to 5% of any additional
Purchase Payments. Any increase will be added to your Annual Income Amount beginning on the day that the step-up is effective or the Purchase Payment is made. A determination of whether you have exceeded your Annual Income Amount is made at the time of each withdrawal; therefore a subsequent increase in the
Annual Income Amount will not offset the effect of a withdrawal that exceeded the Annual Income Amount at the time the withdrawal was made.

We also offer an "auto step-up" feature at no additional cost. You may elect this feature either at the time you elect Spousal Lifetime Five or after you have elected Spousal Lifetime Five. If, on the date that we implement an auto step-up to your Annual Income Amount, the charges under the Spousal Lifetime
Five program have changed for new purchasers, your program may be subject to the new charge at the time of such auto step-up. We implement an auto step-up only at specific times and if Account Value has attained or exceeded a certain amount. Specifically, if you have never implemented a step-up, then an auto step-up can occur on the Annuity anniversary on or next following the 3rd anniversary of the first withdrawal under the Spousal Lifetime Five program, and can occur each Annuity anniversary thereafter. If you have implemented a step-up
(whether initiated directly by you or effected under the auto step-up program), then an auto step-up can occur on the Annuity anniversary next following the 3rd anniversary of the prior step-up, and can occur each Annuity anniversary thereafter. We will effect an auto step-up only if, on the Annuity anniversary that the auto step-up is scheduled to occur, 5% of the Account Value exceeds
105% times the Annual Income Amount. Because the formula that determines when an auto step-up is affected differs from that which allows you to initiate a step-up on your own, scenarios may arise in which you may be allowed to initiate a step-up even though no auto step-up would occur.

The Spousal Lifetime Five program does not affect your ability to make withdrawals under your Annuity or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Spousal Lifetime Five, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income
Amount, they will not reduce your Annual Income Amount in subsequent Annuity
Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If, cumulatively, you withdraw an amount less than the Annual Income Amount under the Spousal Life Income Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual
Income Amount to subsequent Annuity Years. The following examples of dollar-for-dollar and proportional reductions and the step-up of the Annual
Income Amount assume: 1.) the Issue Date and the Effective Date of the Spousal
Lifetime Five program are February 1, 2005; 2.) an initial Purchase Payment of
$250,000; 3.) the Account Value on February 1, 2006 is equal to $265,000; 4.)
the first withdrawal occurs on March 1, 2006 when the Account Value is equal to
$263,000; and 5.) the Account Value on March 1, 2009 is equal to $280,000. The values set forth here are purely hypothetical, and do not reflect the charge for the Spousal Lifetime Five.

The initial Protected Withdrawal Value is calculated as the greatest of (a), (b)
and (c):

(a) Purchase payment accumulated at 5% per year from February 1, 2005 until
March 1, 2006 (393 days) = $250,000 X 1.05 (393/365) = $263,484.33

(b) Account Value on March 1, 2006 (the date of the first withdrawal) = $263,000

(c) Account Value on February 1, 2006 (the first Annuity Anniversary) = $265,000

Therefore, the initial Protected Withdrawal Value is equal to $265,000. The
Annual Income Amount is equal to $13,250 under the Spousal Life Income Benefit
(5% of $265,000).

                                        4

Example 1. Dollar-for-dollar reduction

If $10,000 was withdrawn (less than the Annual Income Amount) on March 1, 2006, then the following values would result:

..    Remaining Annual Income Amount for current Annuity Year = $13,250 - $10,000
     = $3,250 Annual Income Amount for future Annuity Years remains at $13,250

Example 2. Dollar-for-dollar and proportional reductions

(a) If $15,000 was withdrawn (more than the Annual Income Amount) on March 1,
2006, then the following values would result:

..    Remaining Annual Income Amount for current Annuity Year = $0 Excess of withdrawal over the Annual Income Amount ($15,000 - $13,250 = $1,750)
     reduces Annual Income

Amount for future Annuity Years.

..    Reduction to Annual Income Amount = Excess Income/Account Value before
     Excess Income X Annual Income Amount = $1,750 / ($263,000 - $13,250) X $
     13,250 = $93 Annual Income Amount for future Annuity Years = $13,250 - $93
     = $13,157

EXAMPLE 3. STEP-UP OF THE ANNUAL INCOME AMOUNT

If a step-up of the Annual Income Amount is requested on March 1, 2009, the request will be accepted because 5% of the Account Value, which is $14,000 (5%
of $280,000), is greater than the Annual Income Amount of $13,250. The new
Annual Income Amount will be equal to $14,000.

BENEFITS UNDER THE SPOUSAL LIFETIME FIVE PROGRAM

..    To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income
     Amount and amounts are still payable under the Spousal Life Income Benefit, we will make an additional payment for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year, if any. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this
     Prospectus. No further Purchase Payments will be accepted under your
     Annuity. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second
     Designated Life as long as the Designated Lives were spouses at the time of the first death. To the extent that cumulative withdrawals in the current
     Annuity Year that reduced your Account Value to zero are more than the
     Annual Income Amount, the Spousal Life Income Benefit terminates and no additional payments will be made.

..    If annuity payments are to begin under the terms of your Annuity or if you decide to begin receiving annuity payments and there is any Annual Income
     Amount due in subsequent Annuity Years, you can elect one of the following two options:

(1) apply your Account Value to any annuity option available; or

(2) request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated
Lives were spouses at the time of the first death. We must receive your request in a form acceptable to us at our office.

..    In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with five payments certain using the same basis that is used to calculate the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

(1) the present value of future Annual Income Amount payments. Such present value will be calculated using the same basis that is used to calculate the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

(2) the Account Value.

..    If no withdrawal was ever taken, we will determine an initial Protected
     Withdrawal Value and calculate an Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.

OTHER IMPORTANT CONSIDERATIONS

..    Withdrawals under the Spousal Lifetime Five program are subject to all of the terms and conditions of the Annuity, including any CDSC.

..    Withdrawals made while the Spousal Lifetime Five program is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Spousal Lifetime Five program does not directly affect the Annuity's Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity, you will receive the current Surrender Value.

                                        5

..    You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Lifetime Five program. The
     Spousal Lifetime Five program provides a guarantee that if your Account
     Value declines due to market performance, you will be able to receive your
     Annual Income Amount in the form of periodic benefit payments.

..    You must allocate your Account Value in accordance with the then available option(s) that we may permit in order to elect and maintain the Spousal
     Lifetime Five program.

..    There may be circumstances where you will continue to be charged the full amount for the Spousal Lifetime Five program even when the benefit is only providing a guarantee of income based on one life with no survivorship.

..    In order for the Surviving Designated Life to continue the Spousal Lifetime
     Five program upon the death of an owner, the Designated Life must elect to assume ownership of the Annuity under the spousal continuation option. See
     "Spousal Owners/Spousal Beneficiaries", "Spousal Beneficiary -- Assumption
     of Annuity" and "Qualified Beneficiary Continuation Option" in this
     Prospectus.

ELECTION OF AND DESIGNATIONS UNDER THE PROGRAM

Spousal Lifetime Five can only be elected based on two Designated Lives.
Designated Lives must be natural persons who are each other's spouses at the time of election of the program and at the death of the first of the Designated
Lives to die. Currently, the program may only be elected where the Owner,
Annuitant and Beneficiary designations are as follows:

..    One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner's spouse. The Owner/Annuitant and the beneficiary each must be at least 55 years old at the time of election; or

..    Co-Annuity Owners, where the Owners are each other's spouses. The
     Beneficiary designation must be the surviving spouse. The first named Owner must be the Annuitant. Both Owners must each be 55 years old at the time of election.

No Ownership changes or Annuitant changes will be permitted once this program is elected. However, if the Annuity is co-owned, the Owner that is not the
Annuitant may be removed without affecting the benefit.

The Spousal Lifetime Five program can be elected at the time that you purchase your Annuity. We also offer existing Owners the option to elect the Spousal
Lifetime Five program after the Issue Date of their Annuity, subject to our eligibility rules and restrictions. Your Account Value as the date of election will be used as a basis to calculate the initial Protected Withdrawal Value and the Annual Income Amount. Currently, if you terminate the program, you will only be permitted to re-elect the program or elect the Lifetime Five Income Benefit on any anniversary of the Issue Date that is at least 90 calendar days from the date the benefit was last terminated. We reserve the right to further limit the election frequency in the future. Before making any such change to the election frequency, we will provide prior notice to Owners who have an effective Spousal
Lifetime Five Income Benefit.

TERMINATION OF THE PROGRAM

The program terminates automatically when your Annual Income Amount equals zero.
You may terminate the program at any time by notifying us. If you terminate the program, any guarantee provided by the benefit will terminate as of the date the termination is effective and certain restrictions on re-election of the benefit will apply as described above. We reserve the right to further limit the frequency election in the future. The program terminates upon your surrender of the Annuity, upon the first Designated Life to die if the Annuity is not continued, upon the second Designated Life to die or upon your election to begin receiving annuity payments.

The charge for the Spousal Lifetime Five program will no longer be deducted from your Account Value upon termination of the program.

ADDITIONAL TAX CONSIDERATIONS FOR QUALIFIED CONTRACTS

If you purchase an Annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA or Tax Sheltered Annuity (or 403(b)), the minimum distribution rules under the Code require that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2. For a Tax Sheltered
Annuity, this required beginning date can generally be deferred to after retirement, if later. Roth IRAs are not subject to these rules during the
Owner's lifetime. The amount required under the Code may exceed the Annual
Income Amount, which will cause us to increase the Annual Income Amount in any
Annuity Year that required minimum distributions due from your Annuity are greater than such amounts. In addition, the amount and duration of payments under the annuity payment and Death Benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as minimum distribution requirements.

                                        6

4. LIFETIME FIVE INCOME BENEFIT

In order to reflect certain administrative changes to the Lifetime Five Income
Benefit, the box in the section of the prospectus entitled "Living Benefit
Programs", sub-section "Lifetime Five Income Benefit" (Lifetime Five), is replaced with:

The Lifetime Five Income Benefit program described below is only being offered in those jurisdictions where we have received regulatory approval and will be offered subsequently in other jurisdictions when we receive regulatory approval in those jurisdictions. Certain terms and conditions may differ between jurisdictions once approved. Lifetime Five can be elected only where the
Annuitant and the Owner are the same person or, if the Annuity Owner is an entity, where there is only one Annuitant. Currently, if you elect Lifetime Five and subsequently terminate the benefit, there will be a restriction on your ability to re-elect Lifetime Five and Spousal Lifetime Five. The Annuitant must be at least 45 years old when the program is elected. The Lifetime Five Income
Benefit program is not available if you elect any other optional living benefit.
As long as your Lifetime Five Income Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available option(s)
with this program.

In the section of each Prospectus entitled "Living Benefit Programs", sub-section "Lifetime Five Income Benefit" (Lifetime Five), under the heading
"Key Feature - Protected Withdrawal Value" the following information is added after the 3rd paragraph:

You may elect to step-up your Protected Withdrawal Value if, due to positive market performance, your Account Value is greater than the Protected Withdrawal
Value. If you elected the Lifetime Five program prior to March 20, 2006 and that original election remains in effect, then you are eligible to step-up the
Protected Withdrawal Value on or after the 5th anniversary of the first withdrawal under the Lifetime Five program. Under Annuities with Lifetime Five elected prior to March 20, 2006, the Protected Withdrawal Value can be stepped up again on or after the 5th anniversary following the preceding step-up. If you elected the Lifetime Five program on or after March 20, 2006, then you are eligible to step-up the Protected Withdrawal Value on or after the 3rd anniversary of the first withdrawal under the Lifetime Five program. Under
Annuities with Lifetime Five elected on or after March 20, 2006, the Protected
Withdrawal Value can be stepped up again on or after the 3rd anniversary following the preceding step-up. In either scenario (i.e., elections before or after March 20, 2006) if you elect to step-up the Protected Withdrawal Value under the program, and on the date you elect to step-up, the charges under the
Lifetime Five program have changed for new purchasers, your program may be subject to the new charge going forward.

Under the same heading "Key Feature - Protected Withdrawal Value", before the last paragraph, the following information is added:

We also offer an "auto step-up" feature at no additional cost. You may elect this feature either at the time you elect Lifetime Five or after you have elected Lifetime Five. If, on the date that we implement an auto step-up to your
Protected Withdrawal Value, the charges under the Lifetime Five program have changed for new purchasers, your program may be subject to the new charge going forward. We implement an auto step-up only at specific times and if Account
Value has attained or exceeded a certain amount. Specifically, if you have never implemented a step-up, then an auto step-up can occur on the Annuity anniversary next following the 3rd anniversary of the first withdrawal under the Lifetime
Five program (or 5th anniversary for elections of Lifetime Five made prior to
March 20, 2006) and can occur each Annuity anniversary thereafter. If you have implemented a step-up (whether initiated directly by you or effected under the auto step-up program), then an auto step-up can occur on the Annuity anniversary next following the 3rd anniversary (or 5th anniversary for elections of Lifetime
Five made prior to March 20, 2006) of the prior step-up, and can occur each
Annuity anniversary thereafter. We will effect an auto step-up only if, on the
Annuity anniversary that the auto step-up is scheduled to occur, 5% of the
Account Value exceeds 105% times the Annual Income Amount. Because the formula that determines when an auto step-up is effected differs from that which allows you to initiate a step-up on your own, scenarios may arise in which you may be allowed to initiate a step-up even though no auto step-up would occur.

Under the heading "Election of the Program", the following information is added:

Currently, if you terminate the program, you will only be permitted to re-elect the program or elect the Spousal Lifetime Five Income Benefit on any anniversary of the Issue Date that is at least 90 calendar days from the date the benefit was last terminated.

If you elected Lifetime Five prior to March 20, 2006, and you terminate the program, there will be no waiting period before you can re-elect the program or elect Spousal Lifetime Five provided that you had not previously elected
Lifetime Five after the Issue Date and within the same Annuity Year that you terminate Lifetime Five. If you had previously elected Lifetime Five after the
Issue Date and within the same Annuity Year that you terminate Lifetime Five, you will be able to re-elect the program or elect Spousal Lifetime Five on any date on or after the next anniversary of the Annuity Date. However, once you choose to re-elect/elect, the waiting period described above will apply to subsequent re-elections. We reserve the right to limit the re-election/election frequency in the future. Before making any such change to the re-election/election frequency, we will provide prior notice to Owners who have an effective Lifetime Five Income Benefit.

                                        7

Under the heading "Termination of the Program", the following sentence was added to the end of the first paragraph:

While you may terminate Lifetime Five at any time, we may not terminate the benefit other than in the circumstances listed above. However, we may stop offering the program for new elections or re-elections at any time in the future.

5. WACHOVIA SECURITIES

In the section entitled "General Information", the following paragraph was added to the end of the heading entitled "Who Distributes Annuities Offered by
American Skandia?":

On July 1, 2003, Prudential Financial combined its retail securities brokerage and clearing operations with those of Wachovia Corporation ("Wachovia") and formed Wachovia Securities Financial Holdings, LLC ("Wachovia Securities"), a
joint venture headquartered in Richmond, Virginia. Prudential Financial has a
38% ownership interest in the joint venture, while Wachovia owns the remaining
62%.

Wachovia and Wachovia Securities are key distribution partners for certain products of Prudential Financial affiliates, including mutual funds and individual annuities that are distributed through their financial advisors, bank channel and independent channel. In addition, Prudential Financial is a service provider to the managed account platform and certain wrap-fee programs offered by Wachovia Securities.

                                        8

Supplement to Prospectus Dated May 1, 2003 Supplement dated June 20, 2003

This Supplement should be retained with the current Prospectus for your annuity contract issued by American Skandia Life Assurance Corporation ("American
Skandia"). If you do not have a current Prospectus, please contact American
Skandia at 1-800-766-4530.

Montgomery Variable Series - Emerging Markets Portfolio reorganization into the
Gartmore GVIT Developing Markets Portfolio

American Skandia anticipates that shareholders will approve the Plan of
Reorganization of the Montgomery Variable Series - Emerging Markets Portfolio
and the Gartmore GVIT Developing Markets Portfolio and that the reorganization will take place on June 20, 2003. Upon completion of the reorganization, the
Montgomery Variable Series - Emerging Markets Portfolio will cease to exist and
Annuity Owners will have an equivalent Account Value in the Gartmore GVIT
Developing Markets Portfolio. The principal investment objective and policies of the Portfolio will be unchanged as a result of this reorganization.

UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES
(as a percentage of the average net assets of the underlying Portfolios)

                                                                              Total Annual                      Net Annual
                                                                               Portfolio        Fee Waivers     Portfolio
                                         Management    Other                    Operating       and Expense    Operating
 UNDERLYING PORTFOLIO                      Fees       Expenses   12b-1 Fees      Expenses      Reimbursement    Expenses
--------------------------------------- -----------  ---------   -----------  -------------   --------------  ------------
Gartmore Variable Investment Trust:
GVIT Developing Markets                    1.15%        0.24%       0.25%            1.64%            N/A            1.64%

ASAP/ ASAP2/ FUSI AS2/ ASAP III/ APEX/ ASXT/ FUSI XT/WELLS XTVA/ VIA-SUPP

                                  (06/20/2003)

ASXT-FOUR/ FUSI XT-FOUR/ ASL/ FUSI ASL/ Wells ASL/ ASPro/92001E0603 Wells VA+/
Wells APEX/ CH2/ ASImpact/ APEX II/ ASL II/ FUSI ASL II/ ASXT-SIX/ VIAS/ VIAT/
VIAG -SUPP (06/20/2003)

Supplement to Prospectus Dated May 1, 2003 Supplement dated October 13, 2003

This Supplement should be retained with the current Prospectus for your annuity contract issued by American Skandia Life Assurance Corporation ("American
Skandia"). If you do not have a current Prospectus, please contact American
Skandia at 1-800-766-4530.

WHO IS AMERICAN SKANDIA?

The following paragraph is added to this section of the prospectus:

Effective May 1, 2003, Skandia U.S. Inc., the sole shareholder of ASI, which is the parent of American Skandia, was purchased by Prudential Financial, Inc.
Prudential Financial is a New Jersey insurance holding company whose subsidiary companies serve individual and institutional customers worldwide and include The
Prudential Insurance Company of America, one of the largest life insurance companies in the U.S. These companies offer a variety of products and services, including life insurance, property and casualty insurance, mutual funds, annuities, pension and retirement related services and administration, asset management, securities brokerage, banking and trust services, real estate brokerage franchises, and relocation services.

GUARANTEED RETURN OPTION PLUSSM (GRO PLUSSM)

The Guaranteed Return Option Plus described below is being offered as of October
13, 2003 in those jurisdictions where we have received regulatory approval, and will be offered subsequently in other jurisdictions when we receive regulatory approval in those jurisdictions. Certain terms and conditions may differ between jurisdictions once approved. The program can be elected by new purchasers on the
Issue Date of their Annuity, and can be elected by existing Annuity Owners on either the anniversary of the Issue Date of their Annuity or on a date other than that anniversary, as described below under "Election of the Program". The
Guaranteed Return Option Plus is not available if you elect the Guaranteed
Return Option program, the Guaranteed Minimum Withdrawal Benefit rider or the
Guaranteed Minimum Income Benefit rider.

We offer a program that, after a seven-year period following commencement of the program (we refer to the end of that seven-year period as the "maturity date")
and on each anniversary of the maturity date thereafter, guarantees your Account
Value will not be less than your Account Value on the effective date of your program (called the "Protected Principal Value"). The program also offers you the opportunity to elect a second, enhanced guaranteed amount at a later date if your Account Value has increased, while preserving the guaranteed amount established on the effective date of your program. The enhanced guaranteed amount (called the "Enhanced Protected Principal Value") guarantees that, after a separate seven-year period following election of the enhanced guarantee and on each anniversary thereafter, your Account Value will not be less than your
Account Value on the effective date of your election of the enhanced guarantee.

The program monitors your Account Value daily and, if necessary, systematically transfers amounts between variable investment options you choose and Fixed
Allocations used to support the Protected Principal Value(s). The program may be appropriate if you wish to protect a principal amount against market downturns as of a specific date in the future, but also wish to invest in the variable investment options to participate in market increases. There is an additional charge if you elect the Guaranteed Return Option Plus program.

The guarantees provided by the program exist only on the applicable maturity date(s) and on each anniversary of the maturity date(s) thereafter. However, due to the ongoing monitoring of your Account Value and the transfer of Account
Value between variable investment options and Fixed Allocations to support our future guarantees, the program may provide some protection from significant market losses if you choose to surrender the Annuity or begin receiving annuity payments prior to a maturity date.

KEY FEATURE - PROTECTED PRINCIPAL VALUE/ENHANCED PROTECTED PRINCIPAL VALUE

The Guaranteed Return Option Plus offers a base guarantee as well as the option of electing an enhanced guarantee at a later date.

|X|  Base Guarantee: Under the base guarantee, American Skandia guarantees that on the maturity date and on each anniversary of the maturity date thereafter, your Account Value will be no less than the Protected Principal
     Value. On the maturity date and on each anniversary after the maturity date, if your Account Value is below the Protected Principal Value,
     American Skandia will apply additional amounts to your Annuity from its general account to increase your Account Value to be equal to the Protected
     Principal Value.

|X|  Enhanced Guarantee: On any anniversary following commencement of the program, you can establish an enhanced guaranteed amount based on your current Account Value. Under the enhanced guarantee, American Skandia guarantees that at the end of the seven year period following the election of the enhanced guarantee (also referred to as its "maturity date"), and on each anniversary of the maturity date thereafter, your Account Value will be no less than the Enhanced Protected Principal Value. You can elect an enhanced guarantee more than once; however, a subsequent election supersedes the prior election of an enhanced guarantee. Election of an enhanced guarantee does not impact the base guarantee. In addition, you may elect an "auto step-up" feature that will automatically increase your base guarantee (or enhanced guarantee, if previously elected) on each anniversary of the program (and create a new, seven year maturity period for the new enhanced guarantee) if the Account Value as of that anniversary exceeds the existing base guarantee (or enhanced guarantee, if previously elected) by 7% or more. You may also elect to terminate an enhanced guarantee. If you elect to terminate the enhanced guarantee, the base guarantee will remain in effect.

If you have elected the enhanced guarantee, on the guarantee's maturity date and on each anniversary of the maturity date thereafter, if your Account Value is below the Enhanced Protected Principal Value, American Skandia will apply additional amounts to your Annuity from its general account to increase your
Account Value to be equal to the Enhanced Protected Principal Value.

Any amounts added to your Annuity will be applied, if necessary, to any Fixed
Allocations needed to support the applicable guarantee amount as of the maturity date or any anniversary of the maturity date. Any remaining amounts will be allocated pro-rata to your Account Value based on your current Sub-account allocations. We will notify you of any amounts added to your Annuity under the program. The Protected Principal Value is referred to as the "Base Guarantee"
and the Enhanced Protected Principal Value is referred to as the "Step-up
Guarantee" in the rider we issue for this benefit.

Withdrawals under your Annuity

Withdrawals from your Annuity, while the program is in effect, will reduce the base guarantee under the program as well as any enhanced guarantee. Cumulative annual withdrawals up to 5% of the Protected Principal Value as of the effective date of the program (adjusted for any subsequent Purchase Payments and any
Credits applied to such Purchase Payments) will reduce the applicable guaranteed amount by the actual amount of the withdrawal (referred to as the
"dollar-for-dollar limit"). If the amount withdrawn is greater than the dollar-for-dollar limit, the portion of the withdrawal equal to the dollar-for-dollar limit will be treated as described above, and the portion of the withdrawal in excess of the dollar-for-dollar limit will reduce the base guarantee and the enhanced guarantee proportionally, according to the formula as described in the rider for this benefit (see the examples of this calculation below). Withdrawals will be taken pro-rata from the variable investment options and any Fixed Allocations. Withdrawals will be subject to all other provisions of the Annuity, including any Contingent Deferred Sales Charge or Market Value
Adjustment that would apply.

Charges for other optional benefits under the Annuity that are deducted as an annual charge in arrears will not reduce the applicable guaranteed amount under the Guaranteed Return Option Plus program, however, any partial withdrawals in payment of charges for the Plus40(TM)Optional Life Insurance Rider will be treated as withdrawals and will reduce the applicable guaranteed amount.

The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GRO PlusSM program are
October 13, 2003; 2.) an initial Purchase Payment of $250,000; 3.) a base guarantee amount of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5%
of $250,000):

Example 1. Dollar-for-dollar reduction

A $10,000 withdrawal is taken on November 29, 2003 (in the first Annuity Year).
No prior withdrawals have been taken. As the amount withdrawn is less than the
Dollar-for-dollar Limit:

..    The base guarantee amount is reduced by the amount withdrawn (i.e., by
     $10,000, from $250,000 to $240,000).

..    The remaining dollar-for-dollar limit ("Remaining Limit") for the balance of the first Annuity Year is also reduced by the amount withdrawn (from
     $12,500 to $2,500).

Example 2. Dollar-for-dollar and proportional reductions

A second $10,000 withdrawal is taken on December 18, 2003 (still within the first Annuity Year). The Account Value immediately before the withdrawal is
$180,000. As the amount withdrawn exceeds the Remaining Limit of $2,500 from
Example 1:

..    the base guarantee amount is first reduced by the Remaining Limit (from
     $240,000 to $237,500);

..    The result is then further reduced by the ratio of A to B, where:

..    A is the amount withdrawn less the Remaining Limit ($10,000 - $2,500, or
     $7,500).

..    B is the Account Value less the Remaining Limit ($180,000 - $2,500, or
     $177,500).

The resulting base guarantee amount is: $237,500 x ( 1 - $7,500 / $177,500), or
$227,464.79.

..    The Remaining Limit is set to zero (0) for the balance of the first Annuity
     Year.

EXAMPLE 3. RESET OF THE DOLLAR-FOR-DOLLAR LIMIT

A    $10,000 withdrawal is made on December 19, 2004 (second Annuity Year). The
     Remaining Limit has been reset to the dollar-for-dollar limit of $12,500.
     As the amount withdrawn is less than the dollar-for-dollar limit:

..    The base guarantee amount is reduced by the amount withdrawn (i.e., reduced by $10,000, from $227,464.79 to $217,464.79).

..    The Remaining Limit for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

KEY FEATURE - ALLOCATION OF ACCOUNT VALUE

In general, you have discretion over the allocation of your Account Value that remains allocated in the variable investment options. However, we reserve the right to prohibit investment in certain Portfolios if you participate in the program. Account Value is only transferred to and maintained in Fixed
Allocations to the extent we, in our sole discretion, deem it is necessary to support our guarantee(s) under the program. This permits your Annuity to participate in the upside potential of the Sub-accounts while only transferring amounts to Fixed Allocations to protect against significant market downturns. We monitor fluctuations in your Account Value each business day, as well as the prevailing interest rates on Fixed Allocations, the remaining duration(s) until the applicable maturity date(s) and the amount of Account Value allocated to
Fixed Allocation(s) relative to a "reallocation trigger", which determines whether Account Value must be transferred to or from Fixed Allocation(s). While you are not notified when your Account Value reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from Fixed Allocation(s).

|X|  If your Account Value is greater than or equal to the reallocation trigger, your Account Value in the variable investment options will remain allocated according to your most recent instructions. If a portion of Account Value was previously allocated to a Fixed Allocation to support the applicable guaranteed amount, all or a portion of those amounts may be transferred from the Fixed Allocation and re-allocated to the variable investment options pro-rata according to your current allocations (including the model allocations under any asset allocation program you may have elected). A
     Market Value Adjustment will apply when we reallocate Account Value from a
     Fixed Allocation to the variable investment options, which may result in a decrease or increase in your Account Value.

|X|  If your Account Value is less than the reallocation trigger, a portion of your Account Value in the variable investment options will be transferred to a new Fixed Allocation(s) to support the applicable guaranteed amount.
     These amounts are transferred on a pro-rata basis from the variable investment options. The new Fixed Allocation(s) will have a Guarantee
     Period equal to the time remaining until the applicable maturity date(s).
     The Account Value allocated to the new Fixed Allocation(s) will be credited with the fixed interest rate(s) then being credited to a new Fixed
     Allocation(s) maturing on the applicable maturity date(s) (rounded to the next highest yearly duration). The Account Value will remain invested in each applicable Fixed Allocation until the applicable maturity date unless, at an earlier date, your Account Value is greater than or equal to the reallocation trigger and, therefore, amounts can be transferred to the variable investment options while maintaining the guaranteed protection under the program (as described above).

If a significant amount of your Account Value is systematically transferred to
Fixed Allocations to support the Protected Principal Value and/or the Enhanced
Protected Principal Value during prolonged market declines, less of your Account
Value may be immediately available to participate in the upside potential of the variable investment options if there is a subsequent market recovery. During the period prior to the maturity date of the base guarantee or any enhanced guarantee, or any anniversary of such maturity date(s), a significant portion of your Account Value may be allocated to Fixed Allocations to support any applicable guaranteed amount(s). If your Account Value is less than the reallocation trigger and new Fixed Allocations must be established during periods where the interest rate(s) being credited to such Fixed Allocations is extremely low, a larger portion of your Account Value may need to be transferred to Fixed Allocations to support the applicable guaranteed amount(s).

Separate Fixed Allocations may be established in support of the Protected
Principal Value and the Enhanced Protected Principal Value (if elected). There may also be circumstances when a Fixed Allocation will be established only in support of the Protected Principal Value or the Enhanced Protected Principal
Value. If you elect an enhanced guarantee, it is more likely that a portion of your Account Value may be allocated to Fixed Allocations and will remain allocated for a longer period of time to support the Enhanced Protected
Principal Value, even during a period of positive market performance and/or under circumstances where Fixed Allocations would not be necessary to support the Protected Principal Value. Further, there may be circumstances where Fixed
Allocations in support of the Protected Principal Value are transferred to the variable investment options while Fixed Allocations in support of an Enhanced
Protected Principal Value are not transferred because they must remain invested in the Fixed Allocation in support of the higher enhanced guarantee.

American Skandia uses an allocation mechanism based on assumptions of expected and maximum market volatility to determine the reallocation trigger. The allocation mechanism is used to determine the allocation of Account Value between Fixed Allocations and the Sub-accounts you choose. American Skandia reserves the right to change the allocation mechanism and the reallocation trigger at its discretion, subject to regulatory approval where required.
Changes to the allocation mechanism and/or the reallocation trigger may be applied to existing programs where allowed by law.

ELECTION OF THE PROGRAM

The Guaranteed Return Option Plus program can be elected at the time that you purchase your Annuity, or on any business day thereafter (prior to annuitization). If you elect the program after the Issue Date of your Annuity, the program will be effective as of the business day that we receive the required documentation in good order at our home office, and the guaranteed amount will be based on your Account Value as of that date. If you previously elected the Guaranteed Return Option program and wish to elect the Guaranteed
Return Option Plus program, your prior Guaranteed Return Option program will be terminated (including the guaranteed amount(s)) and the Guaranteed Return Option
Plus program will be added to your Annuity based on the current Account Value.
This election of GRO PlusSM may result in a market value adjustment, which could increase or decrease your Account Value.

TERMINATION OF THE PROGRAM

The Annuity Owner can elect to terminate the enhanced guarantee but maintain the protection provided by the base guarantee. The Annuity Owner also can terminate the Guaranteed Return Option Plus program entirely. An Annuity Owner who terminates the program entirely can subsequently elect to participate in the program again (based on the Account Value on that date) by furnishing the documentation we require. In a rising market, an Annuity Owner could, for example, terminate the program on a given business day and two weeks later reinstate the program with a higher base guarantee (and a new maturity date).
However, your ability to reinstate the program is limited by the following: (A)
in any Annuity Year, we do not permit more than two program elections and (B) a program reinstatement cannot be effected on the same business day on which a program termination was effected.

The program will terminate automatically upon: (a) the death of the Owner or the
Annuitant (in an entity owned contract); (b) as of the date Account Value is applied to begin annuity payments; or (c) upon full surrender of the Annuity. If you elect to terminate the program prior to the applicable maturity date, the
Guaranteed Return Option Plus will no longer provide a guarantee of your Account
Value. The surviving spouse may elect the benefit at any time after the death of the Annuity Owner. The surviving spouse's election will be effective on the business day that we receive the required documentation in good order at our home office, and the Account Value on that business day will be the Protected
Principal Value.

The charge for the Guaranteed Return Option Plus program will no longer be deducted from your Account Value upon termination of the program.

SPECIAL CONSIDERATIONS UNDER THE GUARANTEED RETURN OPTION PLUS

This program is subject to certain rules and restrictions, including, but not limited to the following:

[X]  Upon inception of the program, 100% of your Account Value must be allocated to the variable investment options. No Fixed Allocations may be in effect as of the date that you elect to participate in the program. However, the reallocation trigger may transfer Account Value to Fixed Allocations as of the effective date of the program under some circumstances.

|X|  Annuity Owners cannot allocate any portion of Purchase Payments or transfer
     Account Value to or from a Fixed Allocation while participating in the program, and cannot participate in any dollar cost averaging program that transfers Account Value from a Fixed Allocation to the variable investment options.

|X|  Additional Purchase Payments (including any credits associated with such
     Purchase Payments) applied to the Annuity while the program is in effect will increase the applicable guarantee amount by the actual amount of the
     Purchase Payment; however, all or a portion of any additional Purchase
     Payments (including any credits associated with such Purchase Payments) may be allocated by us to Fixed Allocations to support the additional amount guaranteed.

|X|  Transfers from Fixed Allocations will be subject to the Market Value
     Adjustment formula under the Annuity; however, the 0.10% "cushion" feature of the formula will not apply. A Market Value Adjustment may be either positive or negative. Transfer amounts will be taken from the most recently applied Fixed Allocation.

|X|  Transfers from the Sub-accounts to Fixed Allocations or from Fixed
     Allocations to the Sub-accounts under the program will not count toward the maximum number of free transfers allowable under the Annuity.

|X|  Any amounts applied to your Account Value by American Skandia on the maturity date or any anniversary of the maturity date will not be treated as "investment in the contract" for income tax purposes.

CHARGES UNDER THE PROGRAM

We deduct a charge equal to 0.25% of Account Value per year to participate in the Guaranteed Return Option Plus program. The annual charge is deducted daily against your Account Value allocated to the Sub-accounts. Account Value allocated to Fixed Allocations under the program is not subject to the charge.
The charge is deducted to compensate American Skandia for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed; and
(b) administration of the program.

ASAP2 / FUSI AS2 / EVA / ASAP III / APEX / FUSI XT /EVA XT / WELLS XT / FUSI
ASXT-4 / ASL / FUSI ASL / WELLS ASL / WELLS APEX / AS PRO / WELLS VA+ / IMPACT /
FT PORTFOLIOS / GAL 3 / ASL II /FUSI ASL II / APEX II - SUPP. (GRO Only) -
(10/13/2003)                                                                            92001b0903

Supplement to Prospectus Dated May 1, 2003 Supplement dated December 5, 2003

This Supplement should be retained with the current Prospectus for your annuity contract issued by American Skandia Life Assurance Corporation ("American
Skandia"). If you do not have a current Prospectus, please contact American
Skandia at 1-800-766-4530.

As described in more detail below, one of the Evergreen portfolios formerly offered as an investment option for your annuity was merged into another
Evergreen portfolio.

MERGER

EVERGREEN VA GLOBAL LEADERS

Effective December 5, 2003, pursuant to shareholder approval, the Evergreen VA
Global Leaders portfolio merged into the Evergreen VA International Equity portfolio. As a result of the merger, the Evergreen VA Global Leaders portfolio ceased operations and will no longer be offered as an investment option.
Evergreen Investment Management Company LLC is the Sub-advisor of the Evergreen
VA International Equity portfolio, the successor portfolio.

The following annual expenses for the successor portfolio are estimates of what the expenses of the portfolio will be as a result of the merger:

UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES
(as a percentage of the average net assets of the underlying Portfolios)

                                                                                  Total Annual                    Net Annual
                                                                                   Portfolio      Fee Waivers     Portfolio
                                    Management       Other                         Operating      and Expense     Operating
 UNDERLYING PORTFOLIO                 Fees          Expenses        12b-1 Fees      Expenses      Reimbursement    Expenses
-----------------------------------------------  ---------------  -------------  --------------   -------------   ---------
Evergreen Variable Annuity Trust:
International Equity /1/              0.66%           0.39%           0.00%           1.05%            0.00%        1.05%

/1/  The annual expenses of the Evergreen VA International Equity portfolio prior to the Merger were as follows: Management Fee: 0.66%; 12b-1 Fee:

0.00%; Other Expenses: 0.73%; Total Annual Portfolio Operating Expenses: 1.39%;
Fee Waiver and Expense Reimbursement: 0.39%; Net Annual Portfolio Operating
Expenses: 1.00%.

The following descriptions of the investment objectives are effective as of
December 5, 2003.

INVESTMENT OPTIONS

WHAT ARE THE INVESTMENT OBJECTIVES AND POLICIES OF THE PORTFOLIOS?

                                                                                                                        PORTFOLIO
STYLE/                                                                                                                  ADVISOR/
TYPE                                         INVESTMENT OBJECTIVES/POLICIES                                             SUB-ADVISOR
------------------------------------------------------------------------------------------------------------------------------------
INTER-NATIONAL EQUITY    Evergreen VA International  Equity (acquired Evergreen VA Global Leaders) (f/k/a Evergreen VA  Evergreen
                         International  Growth):  seeks long-term capital growth and, secondarily,  modest income. The  Investment
                         Portfolio invests primarily in equity  securities  issued by established,  quality,  non-U.S.  Management companies  located in countries with developed  markets,  but may purchase  across all market  Company, capitalizations.  The Portfolio  normally invests at least 65% of its assets in securities of  LLC companies in at least three different  countries  (other than the U.S.),  but may invest more than 25% of its assets in one country.  The Portfolio also invests in emerging markets.

ASAP / ASAP 2 / ASAP III / APEX /               ACII/APEX2/ASAPII/ASAP 3/ASL2/ASXT4/ASXT6 ASXT
/ ASXT-Four / ASL / AS Pro /                                                      EVERSUPP1203

                    Choice 2 / AS Impact / APEX II /ASL II /
              ASXT-Six / VIA-S / VIA-T /VIA-G - SUPP. (12/05/2003)

Supplement to Prospectus Dated May 1, 2003 Supplement dated January 29, 2004

This Supplement should be retained with the current Prospectus for your annuity contract issued by American Skandia Life Assurance Corporation ("American
Skandia"). If you do not have a current Prospectus, please contact American
Skandia at 1-800-766-4530.

AST Strong International Equity portfolio

Pursuant to the exemptive authority granted to American Skandia Trust, its investment advisers, American Skandia Investment Services, Incorporated
("ASISI") and Prudential Investments LLC have changed sub-advisors for the AST
Strong International Equity Portfolio ("International Equity Portfolio").
Effective February 23, 2004, J.P. Morgan Investment Management Inc. will become the sub-advisor for the International Equity Portfolio. Accordingly, effective
February 23, 2004, all references in the Prospectus and the SAI to the AST
Strong International Equity Portfolio are replaced by references to the AST
JPMorgan International Equity Portfolio and references to Strong Capital
Management, Inc. are replaced by references to J.P. Morgan Investment Management
Inc. The investment objective of the International Equity Portfolio is unchanged.

ASAP/ ASAP2/ EVA/ FUSI AS2/ ASAP III/ WELLS ASAP III/ APEX/VA/ VIA-SUPP
(01/2004) ASXT/ EVAXT/ FUSI XT/Wells XT/ASXT-FOUR/ FUSI XT-FOUR/ ASL/92001a0304
FUSI ASL/ Wells ASL/ ASPro/ Wells VA+/ Wells APEX/ CH2/ ASImpact/

APEX II/Wells APEX II/ ASL II/ FUSI ASL II/ASXT-SIX/ Wells XT-SIX/ VIAS/ VIAT/
VIAG -SUPP (01/2004)

Supplement to Prospectus Dated May 1, 2003 Supplement dated June 13, 2003

This Supplement should be retained with the current Prospectus for your variable annuity contract issued by American Skandia Life Assurance Corporation
("American Skandia"). If you do not have a current Prospectus, please contact
American Skandia at 1-800-766-4530.

PORTFOLIO/SUB-ACCOUNT NAME CHANGE

EVERGREEN VA INTERNATIONAL GROWTH PORTFOLIO/SUB-ACCOUNT

Effective June 13, 2003, the Evergreen VA International Growth portfolio will change its name to Evergreen VA International Equity. All references in the
Prospectus to Evergreen VA International Growth are deleted and replaced with
Evergreen VA International Equity.

FUSI AS2/ FUSI XT/ FUSI XT-FOUR                  FSII/ FSXT/FSASL/ FSASL2/ FSXT4

                   FUSI ASL/ FUSI ASL II - SUPP (06/13/2003)

Supplement to Prospectus Dated May 1, 2003 Supplement dated December 5, 2003

This Supplement should be retained with the current Prospectus for your annuity contract issued by American Skandia Life Assurance Corporation ("American
Skandia"). If you do not have a current Prospectus, please contact American
Skandia at 1-800-766-4530.

As described in more detail below, three of the Evergreen portfolios formerly offered as investment options for your annuity were merged into other Evergreen portfolios.

A. MERGER

EVERGREEN VA GLOBAL LEADERS

Effective December 5, 2003, pursuant to shareholder approval, the Evergreen VA
Global Leaders portfolio merged into the Evergreen VA International Equity portfolio. As a result of the merger, the Evergreen VA Global Leaders portfolio ceased operations and will no longer be offered as an investment option.
Evergreen Investment Management Company LLC is the Sub-advisor of the Evergreen
VA International Equity portfolio, the successor portfolio.

EVERGREEN VA CAPITAL GROWTH

Effective December 5, 2003, pursuant to shareholder approval, the Evergreen VA
Capital Growth portfolio merged into the Evergreen VA Growth and Income portfolio. As a result of the merger, the Evergreen VA Capital Growth portfolio ceased operations and will no longer be offered as an investment option.
Evergreen Investment Management Company LLC is the Sub-advisor of the Evergreen
VA Growth and Income portfolio, the successor portfolio.

EVERGREEN VA BLUE CHIP

Effective December 5, 2003, pursuant to shareholder approval, the Evergreen VA
Blue Chip portfolio merged into the Evergreen VA portfolio. As a result of the merger, the Evergreen VA Blue Chip portfolio ceased operations and will no longer be offered as an investment option. Evergreen Investment Management
Company LLC is the Sub-advisor of the Evergreen VA portfolio, the successor portfolio.

The following annual expenses for the successor portfolios are estimates of what the expenses of each successor portfolio will be as a result of the respective mergers:

UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES
(as a percentage of the average net assets of the underlying Portfolios)

                                                                           Total Annual                    Net Annual
                                                                             Portfolio     Fee Waivers     Portfolio
                                    Management     Other                     Operating     and Expense     Operating
 UNDERLYING PORTFOLIO                 Fees        Expenses    12b-1 Fees      Expenses     Reimbursement    Expenses
-----------------------------------------------  ----------   ----------   ------------   --------------   ------------
Evergreen Variable Annuity Trust:
International Equity /1/              0.66%          0.39%       0.00%            1.05%        0.00%          1.05%
Growth and Income /2/                 0.75%          0.18%       0.00%            0.93%        0.00%          0.93%
VA /3/                                0.75%          0.24%       0.00%            0.99%        0.00%          0.99%

/1/  The annual expenses of the Evergreen VA International Equity portfolio prior to the Merger were as follows: Management Fee: 0.66%; 12b-1 Fee:

0.00%; Other Expenses: 0.73%; Total Annual Portfolio Operating Expenses: 1.39%;
Fee Waiver and Expense Reimbursement: 0.39%; Net Annual Portfolio Operating
Expenses: 1.00%.

/2/  The annual expenses of the Evergreen VA Growth and Income portfolio prior to the Merger are the same as the estimated annual expenses post-Merger.

/3/  The annual expenses of the Evergreen VA portfolio prior to the Merger were as follows: Management Fees: 0.75%; 12b-1 Fee: 0.00%; Other Expenses:

0.23%; and Total Annual Portfolio Operating Expenses: 0.98%.

The following descriptions of the investment objectives are effective as of
December 5, 2003.

INVESTMENT OPTIONS

WHAT ARE THE INVESTMENT OBJECTIVES AND POLICIES OF THE PORTFOLIOS?

                                                                                                                     PORTFOLIO
STYLE/                                                                                                               ADVISOR/
TYPE                                          INVESTMENT OBJECTIVES/POLICIES                                        SUB-ADVISOR
----------------  ---------------------------------------------------------------------------------------------  ------------------
INTER-NATIONAL    Evergreen VA International  Equity (acquired Evergreen VA Global Leaders) (f/k/a Evergreen VA  Evergreen
                  International  Growth):  seeks long-term capital growth and, secondarily,  modest income. The  Investment
                  Portfolio invests primarily in equity  securities  issued by established,  quality,  non-U.S.  Management Company, companies  located in countries with developed  markets,  but may purchase  across all market  LLC
EQUITY            capitalizations.  The Portfolio  normally invests at least 65% of its assets in securities of companies in at least three different  countries  (other than the U.S.),  but may invest more than 25% of its assets in one country.  The Portfolio also invests in emerging markets.
----------------  ---------------------------------------------------------------------------------------------  ------------------
LARGE CAP VALUE   Evergreen VA Growth and Income (acquired  Evergreen VA Capital Growth):  seeks capital growth  Evergreen in the value of its shares and current  income.  The  Portfolio  invests  primarily in common  Investment stocks of medium and mid-sized U.S.  companies.  The investment  adviser selects stocks using  Management Company, a diversified  style of equity  management that allows the Portfolio to invest in both value-  LLC and growth-oriented equity securities.  Additionally,  the investment adviser seeks companies that are  temporarily  undervalued  in the  marketplace,  sell at a discount to their private market  values  and  display  certain  characteristics  such  as  earning  a high  return  on investment and having some kind of  competitive  advantage in their  industry.  The Portfolio seeks additional income primarily by investing up to 20% of its assets in convertible  bonds, including below  investment  grade bonds,  and convertible  preferred  stocks of any quality.
                  The Portfolio may invest up to 20% of its assets in foreign securities.
----------------  ---------------------------------------------------------------------------------------------  ------------------
LARGE CAP BLEND   Evergreen  VA  (acquired  Evergreen  VA Blue  Chip):  seeks  long-term  capital  growth.  The  Evergreen
                  Portfolio  invests  primarily  in  common  stocks  of  large  U.S.  companies,  whose  market  Investment capitalizations  fall within the range  tracked by the Russell  1000(R)Index,  at the time of  Management Company, purchase.  The  Investment  adviser  selects  stocks  using a  diversified  style  of  equity  LLC management  that employs a blend between  growth- and  value-oriented  stocks.  The Portfolio does not invest in foreign securities.
----------------  ---------------------------------------------------------------------------------------------  ------------------

As described in more detail below, the Evergreen VA Equity Index portfolio that is currently offered as an investment option for your annuity will no longer be available effective December 23, 2003.

B. LIQUIDATION

EVERGREEN VA EQUITY INDEX

American Skandia anticipates that the shareholders of the Evergreen VA Equity
Index portfolio (the "Equity Index portfolio") will approve the liquidation of this portfolio, which is currently scheduled to take place on or about December
23, 2003. Accordingly, effective December 23, 2003, the Evergreen VA Equity
Index portfolio will no longer be offered as an investment option.

Current shareholders of the Evergreen VA Equity Index portfolio have been sent a separate communication explaining their options.

ASAP 2 Premier / EVA / ASXT - Premier /

EVA XT / ASL Premier / ASXT-Four Premier/ ASL II Premier - SUPP. (12/05/2003)

PART II

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

REGISTRATION FEES

In this registration statement, Prudential Annuities Life Assurance Corporation is registering $1,700,000,000 of securities and paid a filing fee of $218,960 therefor.

FEDERAL TAXES

The company estimates the federal tax effect associated with the deferred acquisition costs attributable to each $1,000,000 of annual purchase payments to be approximately $2,500.

STATE TAXES

Currently, some states charge up to 3.5% of premium taxes or similar taxes on annuities. The company estimates that premium taxes in the amount of $35,000 would be owed if 3.5% premium tax was owed on $1,000,000, of purchase payments. To the extent sales are limited to New York, there would be no premium taxes as New York does not currently have a premium tax.

PRINTING COSTS

Prudential Annuities Life Assurance Corporation estimated that the printing cost will be subsumed in the printing costs for the companion variable annuities.

LEGAL COSTS

This registration statement was prepared by Prudential attorneys whose time is allocated to Prudential Annuities Life Assurance Corporation.

ACCOUNTING COSTS

The independent registered public accounting firm that audits the company’s financial statements charges approximately $10,000 in connection with each set of S-3 registration statements filed by the company with the Commission on a given date. The fee is allocated among the filings.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant, in conjunction with certain of its affiliates, maintains insurance on behalf of any person who is or was a trustee, director, officer, employee, or agent of the Registrant, or who is or was serving at the request of the Registrant as a trustee, director, officer, employee or agent of such other affiliated trust or corporation, against any liability asserted against and incurred by him or her arising out of his or her position with such trust or corporation.

Arizona, the state of organization of Prudential Annuities Life Assurance Corporation (“Prudential Annuities”), permits entities organized under its jurisdiction to indemnify directors and officers with certain limitations. The relevant provisions of Arizona law permitting indemnification can be found in Section 10- 850 et. seq. of the Arizona Statutes Annotated. The text of Prudential Annuities’ By-law, Article VI relates to indemnification of officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 16. EXHIBITS

(a) Exhibits

(1) Underwriting Agreement between Prudential Annuities Distributors, Inc. and Prudential Annuities Life Assurance Corporation. (Note 2)

(4) Instruments defining the rights of security holders, including indentures incorporated by reference to Registration Statements. (Note 3)

(5) Opinion of Counsel as to legality of the securities being registered. (Note 1)

(23) Written consent of Independent Registered Public Accounting Firm (Note 1)

(24) (a) Power of Attorney for Yanela C. Frias. (Note 1)

(b) Power of Attorney for George M. Gannon. (Note 1)

(c) Power of Attorney for Daniel O. Kane. (Note 1)

(d) Power of Attorney for Kenneth Y. Tanji. (Note 1)

(e) Power of Attorney for Bernard J. Jacob. (Note 1)

(f) Power of Attorney for Richard F. Lambert. (Note 1)

(g) Power of Attorney for Stephen Pelletier. (Note 1)

(Note 1) Filed herewith.

(Note 2) Underwriting agreement incorporated by reference to Post-Effective Amendment No. 1 to Registration Statement
No. 333-25733, filed via EDGAR, March 2, 1998.

(Note 3) (a) Incorporated by reference to Registrant’s Pre-Effective Amendment No. 1 to Registration Statement No. 333-49478 filed February 14, 2001.

(APEX)

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment to this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(3) That each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Shelton and the State of Connecticut on this 27th day of August 2014.

PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION

Registrant

By:	/s/ Stephen Pelletier
Stephen Pelletier,
Senior Vice President,
Performing the functions of the principal executive officer as of the date of this Registration Statement on Form S-3

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

Robert F. O’Donnell	Chief Executive Officer, President and Director

Yanela C. Frias*
Yanela C. Frias	Executive Vice President, Chief Financial Officer,and Director	August 27, 2014

George M. Gannon*	(Board of Directors)
George M. Gannon		August 27, 2014

Daniel O. Kane*
Daniel O. Kane*		August 27, 2014

Kenneth Y. Tanji*
Kenneth Y. Tanji		August 27, 2014

Bernard J. Jacob*
Bernard J. Jacob		August 27, 2014

Richard F. Lambert*
Richard F. Lambert		August 27, 2014

By:	/s/ William J. Evers
William J. Evers
Vice President and Corporate Counsel

*	Executed by William J. Evers on behalf of those indicated pursuant to Power of Attorney

EXHIBIT INDEX

EXHIBIT NO.

5. Opinion of Counsel as to legality of the securities being registered

23. Written Consent of Independent Registered Public Accounting Firm

24. Powers of attorney for:

(a) Yanela C. Frias

(b) George M. Gannon

(c) Daniel O. Kane

(d) Kenneth Y. Tanji

(e) Bernard J. Jacob

(f) Richard F. Lambert

(g) Stephen Pelletier